Form 10-K, Exhibit 13
period 1993-12-31
BANPONCE CORP
filed 1994-03-30
CIK 763901

                                                                EXHIBIT 13.1


BANPONCE
    CORPORATION
















1993 ANNUAL REPORT
- - - - - --------------------------------------------------------------------------------
BUSINESS REVIEW

CONSOLIDATED FINANCIAL HIGHLIGHTS
_______________________________________________________________________________

 -----------------------------------------------------------------------------------------------------------------
 (Dollars in thousands, except per share data)                   1993                  1992           % Change
 -----------------------------------------------------------------------------------------------------------------
 FOR THE YEAR:
 Net interest income                                        $   492,128           $   440,219           11.79
 Provision for loan losses                                       72,892                97,633          (25.34)
 Fees and other income                                          125,180               124,504            0.54
 Operating expenses                                             440,427               381,204           15.54
 Dividends on preferred stock of subsidiary
    Bank                                                            770                   770            0.00
 Cumulative effect of accounting changes                          6,185
 Net income                                                     109,404                85,116           28.54
 Dividends declared on common stock                              29,434                24,624           19.53
 -----------------------------------------------------------------------------------------------------------------
 PER SHARE DATA:*
 Net income before cumulative effect of
    accounting changes                                      $      3.16           $      2.79           12.96
 Net income                                                        3.35                  2.79           19.73
 Dividends declared                                                0.90                  0.80           12.50
 Book value per share at year-end                                 25.49                 23.03           10.65
 Price of common stock at year-end                                31.50                 30.25            4.13
 -----------------------------------------------------------------------------------------------------------------
 AT YEAR-END:
 Total assets                                               $11,513,368           $10,002,327           15.11
 Earning assets                                              10,657,994             9,236,024           15.40
 Net loans                                                    6,346,922             5,252,053           20.85
 Deposits                                                     8,522,658             8,038,711            6.02
 Total stockholders' equity                                     834,195               752,119           10.91
 -----------------------------------------------------------------------------------------------------------------
 SELECTED RATIOS:
 Return on assets                                                  1.02%                 0.89%          14.61
 Return on equity                                                 13.80                 12.72            8.49
 Tier I capital to risk-adjusted assets                           12.29                 12.88           (4.58)
 Total capital to risk-adjusted assets                            13.95                 14.85           (6.06)
 -----------------------------------------------------------------------------------------------------------------
 SELECTED DATA:
 Common shares outstanding                                   32,732,423            32,654,864            0.24
 Staff in full-time equivalents                                   7,439                 6,965            6.81
 Branches (banking operations)                                      205                   195            5.13
 Automated teller machines                                          253                   226           11.95
 Stockholders                                                     5,306                 5,399           (1.72)

* Per share data is based on the average number of shares outstanding during the periods.

CONTENTS                                       PROFILE
________________________________________       ________________________________


Letters to Shareholders                4         - BANPONCE CORPORATION is a diversified, publicly owned bank holding com-
                                                   pany (NASDAQ symbol: BPOP), incorporated under the General Corporation
Tradition into the Future:                         Law of Puerto Rico.  It provides a wide variety of financial services
   A Historical Perspective           10           through its principal subsidiaries: Banco Popular de Puerto Rico, VELCO and Popular International Bank, Inc.
Prudent and Sound Business
   Practices                          24         - BANCO POPULAR DE PUERTO RICO is the Corporation's full-service commercial banking subsidiary, and Puerto Rico's largest banking institution, with
Leadership and Committed                           $10.8 billion in assets, $8.5 billion in deposits, and a delivery system of
   Employees                          28           165 branches throughout Puerto Rico.   The Bank operates 30 branches in
                                                   New York City, one in Chicago, one in Los Angeles and eight in the
Social Responsibility                 30           British and U.S. Virgin Islands.  In addition, Banco Popular has two subsid-
                                                   iaries, POPULAR LEASING & RENTAL, INC., and POPULAR CONSUMER SERVICES,
Innovation and Technology             36           INC., a small-loan company with 26 offices operating under the name of
                                                   Best Finance.
Board of Directors                    43

Management                            45

Banco Popular Branch Network          46         - VELCO (Vehicle Equipment Leasing Company, Inc.) is engaged in finance leasing and daily rental of motor vehicles.

                                                 - POPULAR INTERNATIONAL BANK, INC. incorporated under the Puerto Rico
                                                   International Banking Center Act, has BanPonce Financial Corp., incorpo-
                                                   rated in Delaware, as its subsidiary.  Spring Financial Services, Inc., of
                                                   Mt. Laurel, N.J., a wholly owned subsidiary of BanPonce Financial Corp., is engaged in the business of making personal and mortgage loans in 58 offices throughout 14 states.

OUR CREED
________________________________________________________________________________

Banco Popular is a wholly local institution devoting its efforts to the enhancement of the social and economic welfare of Puerto Rico and inspired on the soundest fundamental principles of good banking practice.


Banco Popular pledges its efforts and resources to the development of a banking service that, in meeting all requirements of the most progressive communities of the world, is fully equipped to handle efficiently such financial problems as may arise in the continued expansion of our island.



These words, writen by don Rafael Carrion Pacheco, embody the philosophy of our Bank.


Our people

All the men and women who are part of our institution, from upper management to clerical personnel, take special pride in serving our customers and community in a very dedicated way. We all feel the same personal satisfaction of belonging to the "Banco Popular Family," which fosters affection and understanding, and which also holds us to the highest standards of behavior and moral ethics.

These words by don Rafael Carrion Jr., commemoriating the Bank's 95th anniversary, reflect our beliefs in our personnel.

                                    Photo (4)



Richard L. Carrion
Chairman, President and
Chief Executive Officer

TO OUR SHAREHOLDERS
________________________________________________________________________________

This past year has been an extraordinary one. We commemorated our first century of service with solid growth and sound financial performance.
         Our financial results in 1993 were impressive with record earnings of $109.4 million, an increase of 28.5% over 1992 results, and significant improvements in most financial measures such as return on assets, return on equity and asset quality. Total assets grew over 15% as we continue to diversify our lines of business and geographic sources of revenue. Today we continue to have an enviable banking franchise in Puerto Rico and, above all, we have an outstanding group of officers and employees who are fully committed to our goals.
        On October 5, 1993, Banco Popular de Puerto Rico, the principal subsidiary of BanPonce Corporation, turned 100 years old. A yearlong centennial celebration, highlighting the theme "Tradition into the Future", was shared with our customers, employees, directors, shareholders and the communities we serve. A world-class fireworks display was featured in three different locations throughout the island as a gift to the people of Puerto Rico. A memorable television special, featuring our most precious traditional melodies interpreted by some of our most prominent artists and musicians, was broadcast simultaneously in Puerto Rico, New York and Chicago. Our Christmas Party, a wonderful day of festivities, was attended by more than 15,000 Banco Popular family members. The highlight of our celebration was the presentation of a special book on the history of the Bank entitled Tradition into the Future. The book was researched and written over a period of nearly four years by Guillermo A. Baralt, PhD. It vividly narrates the Bank's first century, as well as the economic, political and social history of Puerto Rico. On the morning of October 5, 1993, we inaugurated our in-house interactive television system that allows us to broadcast to all the Bank's branches and centralized departments. Following the first transmission each Banco Popular employee received a copy of the book. A condensed version of the Bank's history is included in this report.
        It is sometimes dangerous to dwell on the past, and one must be leery of diverting an excessive amount of resources toward celebrations of past achievements. However, we felt it was important to show our gratitude to the customers who have supported us throughout the years and to enhance the pride and loyalty of our employees. Additionally, as we focus on our next century, it is inspiring to see how far we have come. At the end of the 19th century, we were a tiny bank in a poor and rural island under the Spanish flag. At the end of 1993, BanPonce Corporation was by far the largest financial institution in Puerto Rico and ranked among the 55 largest bank holding companies in the United States, with consolidated assets of $11.5 billion, deposits of $8.5 billion, and equity of $834 million. Today, in addition to Banco Popular de Puerto Rico, the leading commercial and retail bank in Puerto Rico, our organization includes VELCO, the largest leasing company in Puerto Rico;/Spring Financial Services, our growing consumer finance subsidiary in the U.S., operating through 58 offices in 14 states; the largest retail banking organization in the Caribbean with seven branches in the U.S. Virgin Islands and one in the British Virgin Islands; and the largest Hispanic bank branch network in the mainland United States with 30 branches in New York, one in Chicago and another in Los Angeles.
        In 1993 we continued to build on our existing solid foundation for our next 100 years in an environment for banking that has grown more challenging with every passing year. Rapidly declining interest rates, slow economic growth, government budget reductions and excessive regulations are some of the challenges we face while doing business in an ex-

________________________________________________________________________________


tremely competitive and consolidating industry. We at BanPonce have chosen to respond to these and other challenges by staying close to and growing businesses that we know and that complement each other.
         As we mentioned in last year's letter, our strategic plan focused on three main objectives: vigorously managing a transition from a paperbased to an electronic payment system, enhancing our customer service and expanding our New York presence. We took a number of steps to enhance the attractiveness of electronic payment services to our customers. Early in the year, Banco Popular launched a telephone bill payment service known under the marketing name of TelePago, providing our customers a convenient alternative to making payments by mail and reducing traffic in the branches. Direct debit of loan payments was also promoted, significantly increasing the number of new retail loans using this system. Direct deposit of payrolls was also emphasized throughout the year.
         A key effort during the year was the enhancement of the ATM network and a growing network of point-of-sale terminals that can accept our ATM card ("ATH") at various locations. While enhancing the value of the card, we introduced an annual fee for the first time. This initiative encountered some customer and regulatory resistance and our transaction volume was initially impacted. However, by year-end we began to see a return to increased usage. Also, a centralized telephone banking unit known as TeleBanco was established, integrating customer service and telemarketing functions.
         Technology has enhanced existing products, improving a cash management system known as Popular Access Line (PAL), which allows cash monitoring for commercial customers. We also pioneered in the use of imaging technology in our market with the introduction of CheckRegister, which features images of canceled checks in the monthly statement and eliminates the need to physically return these items.
         Toward the end of the year, we successfully launched our new Cuenta Popular. This account has access to all our electronic services, as well as checks. It is clearly the most value-laden product in the marketplace and consumers have responded accordingly.
         Perhaps the most significant event in the area of customer service was the full implementation of the concept of Total Quality Management (TQM). At year-end, approximately 43% of our employees had taken our introductory course to quality management, which is based on the Deming method. In addition, several Process Improvement Teams have been formed and are already producing encouraging results in various areas. We plan to continue to stress improving the quality of our service at all levels of the organization.
         Pursuant to our stated plans of increasing our presence in New York, we took a number of important steps. With respect to our banking business, we acquired four branches and approximately $130 million in deposits from Bank Leumi Trust Company and acquired one branch from Emigrant Savings Bank. We closed the year with 30 branches and deposits of $1.3 billion. More importantly, we were able to increase substantially the generation of quality loans, mostly in the area of residential mortgages. And for the third year in a row, Banco Popular was the largest lender of SBA-guaranteed loans among all commercial banks in the United States.
         In 1993, we also signed a purchase agreement for the acquisition of Pioneer Bank, a successful community bank with two branches and approximately $340 million in assets and over $300 million in deposits in the Chicago area. As of this writing, the transaction has received regulatory approval and we expect to complete the acquisition by the end of the first quarter of 1994. In addition, we ac-

________________________________________________________________________________

quired five branches in the British and U.S. Virgin Islands with approximately $229 million in deposits and $125 million in loans from CoreStates Bank.
Spring Financial, our growing and successful U.S. consumer finance subsidiary continued its expansion and closed the year with $391 million in assets throughout 58 offices in 14 states, compared with $189 million in assets and 41 offices in 10 states at the end of 1992. Overall, our planned growth in the U.S. and the Caribbean continued to provide us with superior asset growth and important geographic diversification.
         The Corporation's financial performance improved substantially in 1993. Net income amounted to $109.4 million, representing $3.35 per share, a 28.5% increase over the $85.1 million earned in 1992. Return on average assets and return on average equity also improved considerably, reaching 1.02% and 13.80%, respectively. The most significant factors in 1993 that affected us were the expansion of the operations in the mainland, increased profits of our non-banking subsidiaries, an increase in net interest income, a reduction in the provision for loan losses and an increase in operating expenses.
         The Corporation's net interest income increased $51.9 million, mostly due to the growth of $1.1 billion in average earning assets. Net interest margin declined modestly from 5.01% to 4.97% in 1993. Another contributing factor in the increase in earnings was the reduction of $24.7 million in the required provision for loan losses, from $97.6 million in 1992 to $72.9 million in 1993. This decrease in the provision is the result of a considerable reduction to net charge offs for the year, particularly in the retail loan portfolio. This is a reflection of improved credit underwriting and the benefits of a slowly recovering economy. It is important to note that even with the lower provision, we were able to increase the allowance for loan losses from $110.7 million in 1992 to $133.4 million in 1993. The allowance now stands at 2.10% of loans, compared with 2.11% a year ago.
         Non-performing assets, which include commercial loans 60 days past due and consumer installment loans, conventional mortgages and lease financing receivables 90 days past due, decreased significantly from 2.52% of loans as of December 31, 1992, to 1.75% at year-end 1993. The allowance coverage of these assets increased from 83.68% in 1992 to 120.04% in 1993.
         The Corporation's operating expenses for the year increased $45.3 million, including an increase of $27.7 million in personnel costs. The rise in personnel costs is related to a $5.2 million expense associated with postretirement health benefits for employees (SFAS #106) and the payment of a special bonus on Banco Popular's centennial. The increase is also related to the costs associated with recent branch acquisitions in the U.S. and the Caribbean.
         In August 1993, your Board of Directors approved an increase of 25% in the quarterly dividend of our common stock. The new quarterly dividend will be 25 cents per share. At year-end, the Corporation had more than $834 million in capital and a market value in excess of $1 billion. The Corporation remains very strongly capitalized, with Tier I capital of 12.29%, total capital to risk-adjusted assets of 13.95%, and a leverage ratio of 6.95%, all well in excess of regulatory requirements for well-capitalized institutions. This strong capital base allows us to pursue new opportunities and continue with our expansion plans. Our common stock price increased slightly during the year from $30.25 to $31.50. For the 10-year period from 1983, the compounded annual growth rate on our common stock price was 16.86% and the total return for the period, including dividends, was 21.78%. Our stock price has performed well during this period, surpassing the return of market

___________________________________________________(Photo 8:
                                        Group that includes Mr. Carrion)



indicators and the performance of our competitors.
         The economic climate that prevailed during 1993 was one of slow recovery. The low interest rate environment has permitted consumers and commercial borrowers to refinance, recapitalize and improve their financial condition. During the early part of 1993, Section 936 of the U.S. Internal Revenue Service Code came under attack. In August, Congress approved amendments to the Section that reduced the tax benefits derived by Section 936 companies in Puerto Rico. Even with a reduced tax benefit, we believe these companies will remain an important part of our economy, given the many other benefits offered, such as good infrastructure, geographic proximity to the U.S. mainland, no currency or political risk, and, most importantly, a skilled work force. In November, a non-binding referendum was held in Puerto Rico for voters to indicate their preferred political status -- commonwealth, statehood or independence. Commonwealth, the current status, received 48.6% of the vote, statehood 46.3% and independence 4.4%. A similar referendum was held in 1967. At that time, commonwealth received 60.4%, statehood 39.0% and independence 0.6%.
         Mr. Angel A. del Valle, who reached the mandatory retirement age, retired from the Boards of Directors of the Corporation and Banco Popular de Puerto Rico. After more than 22 years of dedication to the Bank, his thoughts and insight will be missed. For personal reasons, Mr. Danilo Ondina also retired from the Board of Directors of the Bank. For more than 25 years, he served as an executive of Banco de Ponce and BanPonce, where he completed his outstanding professional career. Mr. Noel Totti also reached the retirement age of the Corporation and will continue to serve on the Board of Banco Popular until April 1994 when he will retire. His active participation contributed to our success. To all of them we extend our appreciation and thanks for their contribution in attaining our goals and wish them many happy years of retirement.
         Mr. Alberto M. Paracchini stepped down from his position as

(Photo 9:                          __________________________________________
Group that includes Mrs. Burckhart)        Banco Popular's Senior Management:
                                           from the left, David H. Chafey Jr.,
                                           Larry Kesler, Richard L. Carrion,
                                           Humberto Martin, Samuel T. Cespedes
                                           (legal counsel) Jorge A. Junquera,
                                           Maria Isabel P. de Burckhart and
                                           Emilio E. Pinero Ferrer.



Chairman in 1993, but remains on the Boards of the Corporation and the Bank.
We will continue to benefit from his banking and financial experience in our quest to improve performance and build the strongest of institutions in a most competitive environment. We express our gratitude for his many years of dedication and leadership.
         As we look toward the future, our strategy remains essentially the same as we stated in last year's letter: to continue to enhance the quality of our customer service, to build and expand our banking and non-banking franchises outside Puerto Rico and to move aggressively from paper-based banking transactions to an electronic banking environment. We are convinced that the successful financial organizations will be those that control the quality of their assets, give value to their customers, control their cost base and continuously improve the skills of their human resources.
         In this centennial year, we evoke the memory of all those who came before us, in particular Rafael Carrion Pacheco and Rafael Carrion Jr.
Their philosophy and principles, embodied in "Our Creed" and "Our People", have made us strong and will carry us into the future. The would be justly proud of what has been built on their foundation. It has been a privilege to follow in their footsteps.

         RICHARD L. CARRION
         Chairman, President and
         Chief Executive Officer

                         PARTIAL INFORMATION OF 1893

                           INCORPORATION'S DOCUMENT

This has been the story of a small bank that grew into a big bank, a San Juan bank that reached out into the farthest corners of the island, and an islandwide bank that reached out across the water into the mainland. This is the story of a Puerto Rican bank that has attained its hundredth anniversary -- an achievement that is not the result of chance but rather the product of historical circumstances consciously transformed by the vision and sustained effort of the bank's leaders, through the years, into the successful enterprise that can be seen today.

                               PAPER MONEY OVER A
                               BLOW UP OF A $ BILL









                          TRADITION INTO THE FUTURE
                          -----------------------------------------------------

________________________________________________________________________________

(Photo 13a)
Banco Popular de Economias y Prestamos was founded on October 5, 1893, with a limited capital of 5,000 silver pesos.

(Photo 13b)
Original logo used in 1893.

(Photo 13c)
1902 Annual Report.




A HISTORICAL PERSPECTIVE
Over the years, as Banco Popular's founding principles of prudence, sound business practices and social responsibility guided its growth and saw the institution parallel the development of a modern Puerto Rico, its presidents believed the Bank's corporate history was a story worth telling. The celebration of the Bank's 100th anniversary in 1993 provided the ideal opportunity to make that desire a reality.
         The result was Tradition into the Future, a book researched and written by Guillermo A. Baralt. It is an inspiring success story of how the solid principles set forth by the Bank's founders have prevailed through the years, supported by a team of people dedicated to those ideals. These principles have guided the institution from its modest beginnings to the prominence it enjoys today.
         It is these same sound and timeless principles, no less enthusiastically endorsed by the institution's current leaders, that will guide Banco Popular successfully through its next century.

A PEOPLE'S BANK
The story begins on the evening of Thursday, October 5, 1893, as a group of friends -- some Puerto Rican, others Spaniards -- made their way through the cobblestoned streets of the old walled city of San Juan. Their destination was the Ateneo Puertorriqueno, on the Plaza Alfonso XII, today the Plaza de Armas. Their mission was to establish a savings and loan institution catering to the island's poor, so often the victims of usury. Within hours, the Sociedad Anonima de Economias y Prestamos: Banco Popular was born, with a capital of 5,000 silver pesos.
         This group of pioneers with a vision was headed by Manuel Fernandez Juncos, the founder, publisher and editor of the popular weekly newspaper El Buscapie. In his insightful, witty articles, Fernandez Juncos had long argued the need for a bank that would welcome the modest savings of the island's poor. He vehemently attacked usury, while trying to assuage a general pessimism in the wake of the failure of other banking efforts.

________________________________________________________________________________

(Photo 14a)

In 1924, Banco Popular pioneered educational loans in Puerto Rico.

Coin bank for home deposits used to foster savings among customers (1912).

(Photo 14b)
In 1934, Banco Popular opened its first branch in Rio Piedras. Today the Bank has 205 branches in Puerto Rico, the Virgin Islands and the United States.

The first personal installment loans were offered in 1928.



         The group also included such notable figures as Manuel F. Rossy; Jose Celso Barbosa; Manuel Munoz Barrios, the Bank's first managing director; and Jose B. Carrion.
         They had created the first truly Puerto Rican bank after almost a century of attempts to establish banks on the island had failed. At the time the only bank was Banco Espanol de Puerto Rico.


FROM WAR TO PEACE
The fledgling Puerto Rican bank was not destined to enjoy smooth sailing, however. Less than five years after that eventful October evening, the Spanish-American War broke out in April of 1898.
         Banco Popular's timid investors withdrew their funds with every new turn of events in the war, causing the bank to show no earnings for 1898.
         When the war ended and Spain ceded Puerto Rico to the United States, the island was plunged into a financial and monetary crisis. Business transactions that had been in progress before the war were stalled, and the directors of Banco Popular were obliged to steer a prudent and extremely conservative course.
         A new crisis struck in 1899, as Hurricane San Ciriaco swept across the island, leaving devastation in its wake. Banco Popular was not spared the storm's effects, since the Bank's holdings depended upon the welfare of the middle class.
         But even greater obstacles lay in store for the innovative young Puerto Rican bank. A new law, the Foraker Act, provided that as May 1900, the Puerto Rican provincial silver peso would be exchanged for dollars at a 40% devaluation. The 30,000 provincial pesos that constituted Banco Popular's capital funds were suddenly worth only $18,000.
         The change in sovereignty brought with it the establishment of U.S. and Canadian banks, as well as some institutions with local capital.


AN EXTENSIVE BRANCH NETWORK
The island's tribulations continued in the early part of the 20th century, as yet another hurricane struck in 1928. But calm did not follow the winds of San Felipe. What followed was the

________________________________________________________________________________

(Photo 15a)
The island's first FHA mortgage loan was granted in 1938.

(Photo 15b)
The first island bank merger took place in 1936 with Banco Popular and Banco de Puerto Rico.

Banco Popular's Old San Juan building was inaugurated in 1939, the Caribbean's first skyscraper.



Great Depression, and the collapse of thousands of banks around the world. In Puerto Rico, seven banks established with local capital closed their doors forever.
         There was a moment during those dark days when the Board of Directors of Banco Popular was forced to announce the Bank's imminent closure. Yet the Bank survived the crisis -- in fact, it emerged stronger than ever with the inauguration of its first branch offices in Rio Piedras, Santurce, Caguas and Aguadilla. Banco Popular was moving confidently into the future and making plans for the construction of its first headquarters building in San Juan, inaugurated in 1939.
         But the Bank never lost sight of its primary mission -- to encourage thrift and make banking services available to those whose scant incomes and geographic isolation had heretofore left them bereft of such facilities.
         During its hundred-year history, Banco Popular has covered the island with an extensive branch network, leaving indelible mark on the life of island towns.
         During the '50s, a revolutionary plan was conceived to bring a branch of Banco Popular to every town on the island lacking such services. "Banks on Wheels," a fleet of mobile banks, made a reality of Banco Popular's dream of bringing banking services to the most remote corners of the island.
         This new access helped revolutionize Puerto Rico's traditional saving habits. Local residents were convinced to take their cash out of its hiding places and entrust it to the newcomers.
         The Bank also began to look beyond the island. In 1961, Banco Popular opened its first branch outside Puerto Rico, in the heart of New York City, and within 10 years opened seven additional branches.
         As the Bank continued to grow, its heightened economic activity, increased personnel, centralization and greater use of technology prompted then-President Rafael Carrion Jr. to spearhead construction of new headquarters in 1965. Within a few years, the stretch of land in Hato Rey housing the Banco Popular building became the heart of the

________________________________________________________________________________

(Photo 16a)
A revolutionary system of mobile banks was established in 1957, providing full banking services to the farthest corners of the island.

(Photo 16b)
Three generations of bankers who led Banco Popular - Rafael Carrion Pacheco, Damian Monserrat and Rafael Carrion Jr.



island's financial district, known as the "Golden Mile."
         In 1978, the Bank extended its network of branches into the eastern region of the island when it acquired a share in the operations of Banco Credito y Ahorro Ponceno. During the next 10 years, the Bank also expanded to the U.S. Virgin Islands. Then, in 1990 Banco Popular brought off the largest bank merger in the island's history, adding to its network 40 Banco de Ponce branches in Puerto Rico and another 14 in New York. At year-end 1993, Banco Popular had a total of 205 branches in Puerto Rico and overseas.


INNOVATIVE ADVERTISING
One of the natural consequences of this expansion was an increase in the number and types of services the Bank offered. Publicizing these new services through innovative advertising led to another chapter in the Banco Popular success story.
         Always eager to reach the public it was created to serve, the Bank sought ways to get its message out despite limited resources. In its early days, an employee would often be sent to walk the streets of San Juan, trumpeting the Bank's services through a megaphone.
         But in the 1950s, Banco Popular took to the radio airwaves, launching an extraordinarily successful advertising campaign based on the importance of giving every customer friendly, personal treatment. As it moved into print and the new television industry, the Bank became known for its catchy and highly effective slogans.
         The launching in 1973 of the innovative Ideal Account, which combined checking, savings and reserve services in a single monthly statement, gave rise to yet another successful advertising campaign that captured the public's imagination.


VISIONARY BANKERS
Throughout Banco Popular's 100 years of growth and innovation, one theme has remained constant -- its leadership. The institution's course has been guided continuously by prudent but visionary bankers faithful to the principles upon which the Bank was founded.

________________________________________________________________________________

(Photo 17a)
Popular Center headquarters was inaugurated in 1965 in Hato Rey.

(Photo 17b)
By 1975, total deposits reached $1 billion, placing the Bank among the top 100 financial institutions in the United States.

An ingenious advertising campaign highlighted the Ideal Account. (1973)



         Spanish-born attorney Damian Monserrat, who was managing director and president of the Bank from 1904 to 1953, was the link between the founders of 1893 and the directors, employees and customers of the 20th century. True to the founders' principles, he preached the value of hard work and the virtue of saving to the poor and to the island's children.
         At Monserrat's side was another distinguished bank officer, Rafael Carrion Pacheco, executive vice president from 1927 to 1953, and president from 1953 to 1956. Carrion Pacheco -- farmer, businessman, housing contractor, banker and lover of poetry -- was Puerto Rico's 20th century entrepreneur par excellence.
         When Carrion Pacheco took the helm of Banco Popular in 1927, he forged strong ties with correspondent banks in New York. These ties allowed the Bank, even with relatively few resources, to finance some of Puerto Rico's major sugar cane-producing enterprises, including some financed with U.S. capital. During the years when sugar was the lifeblood of Puerto Rico, Banco Popular's largest loans were sugar related.
         In the 1950s, when Banco Popular began to emerge as the island's foremost financial institution, Rafael Carrion Jr. succeeded his father at the Bank's helm. His presidency, from 1956 to 1973, brought transformations in the Bank's organizational, operational, technological and service areas, as well as in its public image.
         Rafael Carrion Jr. also honored and believed in the ideals of 1893.
In addition to promoting banking services for the island's poor, he committed Banco Popular to social interest projects in agriculture and public housing.
         Carrion Jr. always insisted that the Bank had an obligation to help the people, because the people were in large part responsible for the Bank's success. The great respect and friendship he inspired among Bank employees led them to adopt this philosophy as their own. Carrion Jr. believed Banco Popular's employees were its most valuable asset, the anonymous protagonists of its history.
         When Rafael Carrion Jr. stepped down from the presidency to become chairman of the Board of Directors

(Photo 18a) Cupey Center (color)
The Cupey Center operations complex was inaugurated in 1976.
________________________________________________________________________________

Some of Banco Credito y Ahorro Ponceno's assets were acquired in 1978.

(Photo 18b) The automatic teller machines ushered in the "era of electronic banking" in 1983.



in 1973, his successor, Jose Luis Carrion, was selected from a large pool of talented men of proven loyalty to the institution. Jose Luis Carrion, who was president from 1973 to 1978, had been with the Bank since 1956. It was his initiative that moved Banco Popular to new frontiers beyond Puerto Rico. One of the greatest achievements of his presidency was construction of the operations complex known as Cupey Center, inaugurated in 1976.
         Jose Luis Carrion was followed by Hector Ledesma, who served as president of the Bank from 1978 to 1985. Ledesma had risen through the ranks from messenger to member of the board, and compiled an illustrious record of achievement in the Puerto Rican banking industry. Among his contributions as president, and the one that perhaps brought him the most recognition, was the creation of Banco Popular's International Division, geared toward encouraging and promoting Puerto Rican exports.
         In 1985, the Board of Directors entrusted the presidency of Banco Popular to Richard L. Carrion, who represented a new generation of bankers. As the Bank's comptroller, he had distinguished himself as "the numbers man," and played a central role in the acquisition of Banco Credito y Ahorro Ponceno.
         He also was largely responsible for leading Banco Popular into the new age of electronic banking, developing the automated teller machine system, known in Puerto Rico by the Spanish acronym ATH. Carrion envisioned a future bursting with new challenges, no less significant than those his predecessors had faced. The 1990 merger with BanPonce Corporation, the largest bank merger in Puerto Rico's history, was a major step toward that future.
         Banco Popular's growth and vitality have been fostered by the presence of capable, committed men and women of proven integrity on its Board of Directors. Initially drawn from the island's intelligentsia, the board members were businessmen and sugar growers during the second stage of the Bank's growth, giving way to a new generation of businessmen and women, manufacturers and professionals in the third. They con-

In 1990, Banco Popular merged with Banco de Ponce

Banco Popular's assets surpassed $10 billion in 1992, which ranked it number 43 among U.S. banks in deposits.
_______________________________________________________________________________

                                                    (Photo 19a)
In 1991, Banco Popular became the largest Hispanic bank in the United States with 21 branches in New York, one in Chicago and another in Los Angeles, and about $700 million in deposits.

The Bank became the main financial institution in the United States in granting SBA-guaranteed loans.


sistently have brought to the Bank the knowledge, wisdom, meticulousness and abilities acquired through years of experience in their fields, and helped keep it on its steady course.


OUR PEOPLE:  KEY TO OUR SUCCESS
While the executive officers established the direction the Bank would take, their goals would not have been reached without the support of the rank-and-file employees of Banco Popular. This loyal group of men and women has always been a crucial factor in the Bank's growth.
         With that in mind, the Bank has made efforts to reward the loyalty and dedication of its employees. In the mid-1940's, Banco Popular took the lead with an employee pension plan. That initiative was followed by such benefits as stock distribution for every employee in 1957, and the Profit-Sharing Plan in 1961.
         Banco Popular has encouraged the spirit of saving among the Puerto Rican people from its inception. This commitment brought the Bank many small accounts. Moreover, the Bank instituted education loans, and offered personal loans for the first time. Through the years, as competition between banks became more intense and the middle class grew, the Bank continued to offer new services.


TECHNOLOGICAL ADVANCES
In the 1970s when the Bank's operations had been fully automated and centralized, Banco Popular ushered in the "era of electronic banking," which allowed the Bank to expand its communications network and introduce new and better customer services.
         Among these services were the automated teller machines that the Bank began installing in 1983. By 1993, Banco Popular had 253 ATMs in operation, more than any other bank in Puerto Rico. Other electronic services offered were direct payments, direct deposits, automatic payment at the point of sale, and the telephone services known as TeleBanco and TelePago.


COMMITMENT TO THE COMMUNITY
Throughout its first hundred years, Banco Popular has worked to meet its primary commitment to the needs of individual customers, while fulfilling its social goal of supporting

In the 1990s electronic services such as direct payments, direct deposits and automatic payment POS were introduced together with telephone services known as TeleBanco and TelePago.

The Bank purchased CoreStates First Pennsylvania Bank, making it the largest bank in the British and U.S. Virgin Islands (1993).

_______________________________________________________________________________

                                           (Photo 20a)
A state-of-the art Corporate Development Center was inaugurated in 1992, providing staff training programs.

In 1993 the Bank's net income climbed to $101.3 million, with assets of $10.8 billion.




Puerto Rican agriculture, industry, business and housing construction.

         Small business, for example, continues to be a central element in the Bank's dealings. The fact that the Banco Popular of the '90s originates more Small Business Administration loans than any other institution underscores the Bank's commitment to the small-business sector.
         With the introduction of FHA loan programs, Banco Popular ushered in a new era of housing construction in Puerto Rico. The houses built with these loans redefined the urban landscape of major island cities and helped many Puerto Ricans attain the dream of home ownership.
         Indeed, examples of Banco Popular's social commitment date back to its very origins, when its founders clearly set forth the path to follow.
         At the urging of Rafael Carrion Jr., the officers of Banco Popular realized that the institution should not limit itself strictly to banking, but take part as well in any activity that contributed to the well-being of Puerto Rico -- that this civic commitment was, in fact, its duty. Throughout the years, Banco Popular has reaffirmed its identity as the people's bank and was recognized as the banking institution most committed to the people's welfare.

UNDERLYING VALUES STILL PRESENT TODAY
As the brief review of its history illustrates, Banco Popular's 100th anniversary is not the result of chance, but rather the product of historical circumstances combined with a set of values, transformed by the vision and sustained effort of the Bank's leaders into the successful enterprise of today. Those underlying values, still present today, are:

(Photo 21a  Fireworks (color))

On October 5, 1993, the Bank's centennial, all branches in Puerto Rico, the Virgin Islands and New York were linked through an interactive television system.

(Photo 21b)

As a tribute to Puerto Rico's music, a television documentary Un Pueblo que Canta was broadcast simultaneously in Puerto Rico, New York and Chicago.

________________________________________________________________________________

Banco Popular's centennial commemoration included an impressive fireworks display in Aquadilla, Ponce and San Juan.

Banco Popular published Tradition into the Future: The First Century of the Banco Popular de Puerto Rico 1893-1993 by Guillermo A. Baralt, Puerto Rico's first corporate history.


- - - - - -  the foundation upon which the Bank was established: to help the neediest.

- - - - - -  prudence and conservatism, but willingness to take risks,

- - - - - -  innovative spirit,

- - - - - -  stable senior management,

- - - - - -  the advice of banking experts and strong ties with correspondent banks,

- - - - - -  the presence of capable, committed men and women of proven integrity on the
   Board of Directors.

- - - - - -  the selection of its employees and their commitment,

- - - - - -  diversification of its services,

- - - - - -  acquisitions and mergers,

- - - - - -  ingenious advertising campaigns,

- - - - - -  the development of its broad network of branches,

- - - - - -  its investment portfolio,

- - - - - -  close links with the needs of the government of Puerto Rico,

- - - - - -  commitment to the welfare of the people and social responsibility.

   After a century of history, the words of Rafael Carrion Pacheco, words adopted as his own by Rafael Carrion Jr., echo with meaning: "Banco
   Popular's success is no longer the exclusive patrimony of a few men -- it has become the triumph of Puerto Rico."

                           (Photo BPPR Old San Juan)


                            POPULAR CENTER HATO REY

________________________________________________________________________________


BanPonce Corporation and Banco Popular enjoy a solid financial and competitive position and a strong corporate culture as a result of an effective leadership that has remained loyal to the corporate principles and values that contributed to past successes. These principles and values may be grouped into the following four broader categories: Prudent and Sound Business Practices; Leadership and Committed Employees; Social Responsibility; and Innovation and
Expansion.   Following is a review of the major accomplishments and projects of
1993, as well as the most important future initiatives classified under these four categories.

(Photo  Meeting)


                    COMPUTER SCREEN


                    PRUDENT AND SOUND BUSINESS PRACTICES
                    -----------------------------------------------------------

"Graphics"
Composition of Total Loan Portfolio
BanPonce Corporation
________________________________________________________________________________

Prudence in lending and in all business endeavors has characterized BanPonce Corporation and Banco Popular through the years. Well-trained and experienced lending officers, together with effective credit monitoring mechanisms, a conservative credit policy, and sound portfolio diversification have contributed to controlling loan losses, even during periods of economic downturn.
         During 1993, BanPonce's loan portfolio increased by 21% from $5.3 billion on December 31, 1992, to $6.3 billion on December 31, 1993. The commercial loan portfolio, which comprises 45% of the total loan portfolio, is well-diversified by loan size, by industry and by geographical areas. Commercial loans were destined for commercial, industrial, agricultural, construction, land development, and lease financing purposes. Growth was mainly experienced in loans to the middle-sized market and for agricultural purposes. Retail loans -- distributed among credit cards, auto, mortgage and personal loans -- made up the remaining 55% of the total loan portfolio.
         Loan quality continued to improve during the year. The quality of the commercial loan portfolio improved through the expansion of secured lending, mainly commercial mortgages and SBA-guaranteed loans. In addition, commercial non-performing loans declined as a result of improved collection efforts of classified loans and the aggressive marketing program to dispose of other real estate assets in an orderly fashion. In the retail loan portfolio, quality improved through aggressive promotion of cash and mortgage-collateralized loans, credit training and effective collection efforts that include the use of a state-of-the-art collection system.
         To enhance credit quality and monitoring mechanisms, in February 1993 the commercial credit review and audit functions were centralized under one independent unit. The creation of the Commercial Credit Review and Audit Division has contributed to the evolution from a traditional loan review and documentation audit function into an expanded credit process review and portfolio performance monitoring.

(Photo 26b)
________________________________________________________________________________

(Photo 26a)                                        (Photo 26c)


26-a   Small Business, Seminars - SBA
26-b   Department Stores - SBA
26-c   Industry Plants - SBA


These enhanced functions have improved the Bank's ability to assess current loan risk exposure and forecast non-performing assets and reserve adequacy.
         Another factor contributing to the improved asset quality was the array of credit courses offered on a regular basis to credit officers. In 1993, as part of the in-house credit training curriculum, a diagnostic test was administered to all commercial lending officers to assess capabilities and identify training needs. During 1994, tailored courses will be offered to address the identified needs and provide the advanced and innovative lending skills required to sustain BanPonce's expansion strategy.
         Branch employee specialization, a strategy first implemented in 1992 to enhance employee skills and improve retail credit quality and customer service, was continued during 1993. A total of 60 specialized Individual Credit Sections (ICS) were established at selected branches by year-end. Officers in these sections have been trained to serve the particular credit needs of retail customers. A performance evaluation of these specialized sections reveals that they produce a significantly higher volume of loans of better quality than branches with no specialized sections. Plans for 1994 include the establishment of additional ICS at selected branches and the appointment of a dedicated specialized individual credit officer in all of the remaining branches. In addition, the branch specialization strategy will be expanded in 1994 to include the creation of specialized Commercial Business Sections to better serve the credit and non-credit needs of branch commercial customers.
         Besides sound lending and specialization, Banco Popular has focused on building diverse and stable sources of funding to strengthen its operations and sustain future growth. With the creation of BanPonce Financial Corporation in the United States in 1992, BanPonce has been able to provide Spring Financial Services, a retail finance subsidiary with operations in the mainland, with short-and medium-term funding sources. In the near future, BanPonce Financial will expand its role to provide funding to most of BanPonce's

(Photo 27a)                                (Photo 27b)
________________________________________________________________________________

(Photo 27c)


27a  Customer's Orientation on SBA Loans
27b  Customer's Orientation on SBA Loans
27c  U.S. Dollar Bill



mainland operations. BanPonce has also created an effective funding mechanism for its subsidiaries in Puerto Rico to support current needs and future acquisitions.
         As part of the organizational development efforts, some functions and management processes have been formalized and enhanced. Credit review has been strengthened by the creation of an overseeing committee that includes most of senior management, as well as key lending and review officers. In addition, the Asset/Liability Management Committee (ALCO) brings together key senior managers with investment and treasury officers to make sound investment, funding and pricing decisions. Strategic planning, introduced as a formal management process in 1987 and enhanced during the past years, provides management with and integrated view of the organization and contributes significantly to sound decision-making.



                                  (Graphics)



Titles: Net Losses by Loan Category as a Percentage of Average Loans




Titles: Net Losses As Percentage of Average Loans

                             6 PRESIDENTS WITH BPPR
                             LOGO IN THE BACKGROUND



                             LEADERSHIP AND COMMITTED EMPLOYEES
                             --------------------------------------------------

________________________________________________________________________________



Today, as throughout its centennial history, leaders of Banco Popular, BanPonce's banking subsidiary, remain true to the legacy of its founding fathers. Vision, experience and commitment to the guiding principles of prudence, social responsibility and service, creativity and innovation, still constitute the core attributes of employees, management and directors.
         BanPonce's and Banco Popular's boards of directors have been comprised throughout the years of some of the most successful business people in Puerto Rico. Their knowledge and experience, spanning many different disciplines and industries, have been key in guiding the institutions on their path of success. Currently, as in the past, management exhibits a balanced blend of vision and commitment to the traditional corporate values and principles, as well as the technical and managerial skills necessary to meet the challenges of today's financial services industry. Innovation and creativity, together with sound decision-making, are characteristic of the institution's management.
         Leaders at the helm of BanPonce and Banco Popular have not only preserved the traditional corporate values through their business decisions and other management processes, but also fostered them throughout the organization and instilled a true sense of commitment, loyalty and service among employees. It is through this unique brand of employee loyalty and commitment that the corporate mission is fulfilled year after year. Loyalty and commitment are evidenced through the employees' endeavors, active participation in special activities and events, and through their individual involvement in community work. A recent survey showed that over 90% of employees expressed deep loyalty and pride in working for the institution, while over 95% of employees surveyed enjoyed working at the Bank.
          To further this level of commitment and enhance the strong corporate culture, the Bank defined as one of its key strategic thrusts the establishment of a service culture based on Dr. W. Edward Deming's Total Quality Management philosophy. To implement this strategy, training was begun during the fourth quarter of 1992. Implementation efforts went into full gear during 1993 with an aggressive training plan that covered a substantial part of the organization and included training of 2,412 employees in Puerto Rico and 624 in New York.
In addition, 19 process improvement teams were formed. Many of the teams' recommendations have already been implemented. For 1994 and beyond, the Bank reaffirms its commitment to the Total Quality Management philosphy. By 1994, almost all of the 7,000 employees will have participated in Total Quality Management seminars.

                                                              Photo (Children)



               HANDS REACHING


               SOCIAL RESPONSIBILITY
               ----------------------------------------------------------------

________________________________________________________________________________



Historically, Banco Popular has played a key role in promoting the development of the communities it serves. Today, social responsibility remains a fundamental force behind the Bank's strategic direction. The Bank's efforts have always been focused on finding better and more innovative ways of satisfying the communities' financial needs, as well as enhancing their social and economic welfare. The institution is committed to the constant search for alternatives to fully satisfy customers' changing needs.
         To provide customers with more convenient and efficient banking alternatives, the Bank has spearheaded efforts to transform the Puerto Rican payment system. Since Banco Popular processes approximately 50% of all payments in Puerto Rico, it has a unique opportunity to foster this transformation by offering electronic products and services such as telephone bill payment, telephone banking, direct debit of loan payments, direct deposit, ATM transactions, and point-of-sale data capture terminals and transactions. This key strategic effort should result in a gradual migration from paper-based transactions to electronic alternatives, which will be added convenience for customers, and will also make the payment system more efficient.
         The Bank's firm commitment to the social and economic welfare of the community is evidenced by its strong historical support of local entrepreneurs. The Bank provides not only loans to small businesses, but also assistance in improving their organization and establishing control systems. The Bank also sponsors numerous seminars to help entrepreneurs develop the necessary skills to manage their businesses and respond to their particular customers' needs. Currently, loans for under $25,000 each comprise over 60% of the commercial portfolio. In addition, the Bank is the leader in origination of SBA-guaranteed loans among all commercial banks in the United States, Puerto Rico and U.S. Virgin Islands.
         Throughout the years, the Bank has been the first and often the only institution capable or willing to serve specific market segments in Puerto Rico. As a result of the Bank's firm

_______________________________________________________________________________

                    Photo (32a)   Photo (32b)   Photo (32c)


32a  Bear and Child on Christmas Activites
32b  Christmas Tree
32c  Social Activites Promoted by the Bank



belief that the island's prosperity depends on the education of future generations, it remains the sole provider of student loans in Puerto Rico. In 1993, the Bank originated over 9,000 student loans for a total value in excess of $25 million.
         In addition, to serve the special needs of senior or retired customers, during 1993 Banco Popular pioneered reverse mortgages in Puerto Rico. Through this mortgage-collateralized product, the Bank provides, either in a lump sum or in monthly payments to the borrower, loans to people age 62 or over, which require no payments as long as the borrower lives in the home.
         Banco Popular's assistance to the government has been key in the economic development of Puerto Rico. However, the Bank's role has evolved from financing public projects to its current focus on offering services geared to improve the government's efficiency. To satisfy the needs of various government agencies, services are customized and distributed through the Bank's extensive network of branches and ATMs. Non-credit services provided include cash management and direct deposit and receipt of government payments through telephone banking and at branches.
         The Bank participates with the Economic Development Bank in providing loans to developing enterprises. In addition, Banco Popular maintains an office on the mainland dedicated exclusively to promoting Puerto Rico as a superior location for the establishment of new businesses and manufacturing operations.
         The Bank continues its involvement in projects to provide low-and moderate-income housing in the communities it serves. Community reinvestment efforts include assessment of the lower-income segment credit needs, outreach programs that create awareness of credit services provided, and creating the products and services required to satisfy the credit needs of these particular segments.
         The Bank's numerous community reinvestment efforts include support to island non-profit organizations such as Puerto Rico Community Foundation. Desarrolladora Nuestro Barrio Products Inc., Bayamon's

_______________________________________________________________________________

                            Photo (33a)  Photo (33b)


33a - San Juan Waterfront Area
33b - Munoz Rivera Avenue Remodeling



HOMEProgram, Cantera Peninsula Development Project, and CODEFIN-Vieques, among others. In addition, it offers seminars to merchants and communities on banking products and services, especially federal and local government-guaranteed business loan programs. During 1993, Banco Popular obtained membership in the Federal Home Loan Bank. Through its FHLB membership, the Bank will have access to lower cost funds and others programs for financing of specific housing and economic development initiatives.
         The composition of the Bank's loan portfolio is evidence of its involvement in local community development. As of December 31, 1993, close to 1,000 single-family dwellings under construction were being financed, amounting to approximately $16 million. These units meet criteria for FHA or VA loan guarantees or have an average price below $60,000, which is considered low-income housing. In addition, the Bank supported another major community development initiative, the rehabilitation of the San Juan Waterfront Area, through the financing of a $11.7 million condominium construction project. Also, the Bank's construction loan portfolio includes $1.3 million in financing for the renovation and management of public housing projects.
         Banco Popular's community reinvestment efforts in New York include an outreach program, The Good Neighbor Mortgage Program, involvement in the New York Mortgage Coalition and the New York City Small Business Reserve Fund.
         In New York, the Bank's strong community reinvestment efforts have earned the praise of government agencies. An "Officer Call and Ascertainment Program", requiring branch managers to make outreach calls to small business owners, non-profit organizations, real-estate brokers, local elected officials and various other community-based organizations in their respective service areas, has been implemented.
         In addition, the Bank is committed to an affordable mortgage financing program for lower-income families and individuals who wish to purchase a home in New York City. The Good Neighbor Mortgage Pro-

________________________________________________________________________________

34A - Centennial Activity    (Photo 34B)            (Photo R Carrion antorcha)


gram provides fixed-rate financing based on non-traditional ratios and qualifying criteria, waiver of application fees, and home buyer education programs. Also, the Bank is a founding member of a coalition of 12 banks and 11 community organizations to promote home ownership among low- and moderate-income families. Furthermore, Banco Popular was selected as one of nine banks to participate in the $5 million New York City Small Business Cash Reserve Fund. This loan program funded with deposits from the New York City Economic Development Corporation, established a cash reserve that allows banks to grant loans with slightly higher risk than conventional loans.
         The Bank is a prime supporter of philanthropic initiatives in the communities served, particularly in Puerto Rico, not only through its generous donations and public relations programs, but also through the individual efforts of its officers and employees. Many of the bank's officers are actively involved in voluntary community service, and in many cases, they hold key management positions in community and professional organizations.
         As a result of a genuine concern for improving the quality of life on the island and providing children with a healthy environment in which to grow, the Bank has channeled its resources into supporting educational, sports, cultural and charitable activities. Most of the support to education is provided through the Banco Popular Foundation, a non-profit organization established in 1979 to provide financial backing to institutions dedicated to the education, development and welfare of children and young adults. In 1993, 29 students were endowed, including 18 new awards. In addition, as part of its centennial celebration, Banco Popular granted special awards to the top business school graduates from colleges and universities in Puerto Rico. The Bank also made important donations during the year to education-related programs, such as the planetarium at the Luis A. Ferre Science Park in Bayamon, and contributions to the Ponce Medical School and to Sacred Heart University, among others.

(Photo 35a) Fireworks Display on Centennial Activity
(Photo 35b) Fireworks Display on Centennial Activity
________________________________________________________________________________




         Share your Christmas is one of the numerous civic activities undertaken annually by Banco Popular employees. In its 10th consecutive year, the program distributed thousands of gifts and toys among needy children and senior citizens in Puerto Rico during the Christmas season. Moreover, a Christmas theme park was again set up at the Bank's headquarters.
         To foster community well-being, the Bank is continuously involved in the promotion of sports activities. In the 1993, the Bank sponsored the Recorrido del Fuego Centroamericano y del Caribe, an event in which 3,000 runners, including many of the Bank's employees, took the Olympic torch to the island's 78 municipalities. This run preceded the celebration of the Central American and Caribbean Games held in Puerto Rico in November.
         Cultural advancement is an important goal in the institutions's community initiatives. The Bank maintains an exhibition hall in its Old San Juan building where exhibits related to the economic and cultural development of Puerto Rico are housed. In 1993, Essence and Presence, Our Traditional Arts, and Tradition in the Future, a pictorial presentation of the Bank's corporate history and the role employees have played in the institution's success story, were displayed. The Bank also sponsors the annual Ponce Art Museum Gala, a fund-raising event to support the largest art museum in the Caribbean.
         This year, as part of the Bank's centennial presentation and as a special gift to the people of Puerto Rico, Lights of the First Century, a world-class fireworks display, was staged on successive nights in Aguadilla and Ponce, followed by a grand finale in San Juan. In addition, the first corporate book in Puerto Rico, Tradition into the Future: The First Century of the Banco Popular de Puerto Rico 1893-1993, was formally presented.
         Another centennial activity was the production of the television special, Un Pueblo que Canta, a tribute to 100 years of Puerto Rican music. Funds raised from the sales of videos, compact discs and cassettes of the program were donated to various charities including the AIDS Foundation, Centros Sor Isolina Ferre and the Cantera Peninsula Development Project.

(Photo BPPR in Hato Rey at dusk)

                       WORLD GLOBE

                 INNOVATION AND EXPANSION
                 -------------------------------------------------------------

________________________________________________________________________________




The offering of innovative financial products and services has distinguished Banco Popular throughout its 100-year history. The Bank has successfully responded to the changing financial needs of its customers and, on numerous occasions, has anticipated them; in doing so, it has helped chart the course for community and economic development.
         Consistently, the Bank has been the first in Puerto Rico to implement new approaches and use of the latest technology to offer innovative banking products and services. At the turn of the century, to foster the habit of saving among the Puerto Rican people, the Bank developed the home savings program by which people saved money in cast-iron "piggy banks". Later on, it brought banking services to remote communities through the innovative use of mobile units. Through the years, the Bank has pioneered numerous products and services in Puerto Rico including loans for education, personal loans, FHA mortgage loans, and combined checking, savings and overdraft protection accounts, among others.
         In recent years, the Bank has brought Puerto Rico into the era of electronic banking by establishing the most extensive network of automated teller machines, known as ATH, and providing customers the convenience and benefits of electronic transactions. Today, one of the institution's corporate strategies is to drive the transformation of Puerto Rico's payment system through the migration from paper-based transactions to electronic alternatives.
         During 1993, six major initiatives were implemented to attain this objective. A telephone bill payment service was launched in February, under the marketing name of TelePago, to provide customers with a convenient alternative to making payments by mail or at branches. Utility and loan payments, as well as payments to major retail department stores, can easily be made through the use of this service. For 1994, additional merchants will be added to TelePago and its aggressive promotion continued. Direct debit of loan payments was also successfully promoted during 1993, and the percent-

(Photo 38a) ATM Networks facilities
(Photo 38b) ATM Networks facilities
(Photo 38c) ATM Networks facilities
_______________________________________________________________________________



age of new retail loans making payments through this option increased to almost 50% of loans originated by year-end 1993. Direct deposit of payrolls and social security and VA benefits was also emphasized during the year, resulting in a 46% increase in this type of transaction. The enhancement of the ATM network and of the value of the Bank's own debit cards for usage at ATMs and at a growing network of point-of-sale electronic data capture terminals, was a key effort during the year. These initiatives will continue at a heightened pace during 1994. Both the number of ATMs and of point-of-sale terminals increased, with the latter spanning a substantial portion of leading supermarket chains and strategically selected gasoline and retail outlets. These initiatives provide customers with added payment alternatives to traditional branch transactions and for at-store payments. A centralized telephone banking unit was established, which integrates customer service and telemarketing functions. The unit utilizes advanced communication technology that includes a Voice Response Unit (VRU) that presently handles over half of all calls received. In addition to continuing with these initiatives, new payment system projects will be implemented in 1994 to continue promoting the migration of banking transactions to electronic alternatives.
         Technology has been utilized also in developing other new services and enhancing existing products. In 1993, the Bank developed and marketed its own cash-management system, Popular Access Line (PAL), a computer-based reporting and transaction system with innovative, comprehensive and flexible capabilities that allows commercial customers effective cash monitoring, seven days a week, 24 hours a day.
         Imaging technology was introduced in 1993 to reduce costs and improve efficiency, as well as to enhance existing products. Through the conversion of documents into digitalized electronic forms, imaging can be applied to check processing and document storage, among other processes. In 1993, the Bank introduced CheckRegister, a new service that provides customers the flexibil-

(Photo 39a) Telephone Bill Payment Services's Personnel
(Photo 39b) Telephone Bill Payment Services's Personnel
________________________________________________________________________________



ity of substituting canceled checks with images, reproduced up to 10 checks per page. In 1994, the use of imaging technology will be expanded to include offering CheckRegister to most checking accounts and utilizing imaging in the processing and safekeeping of many other documents.
         The latest computer and communications technology has been intensely used at the Bank for decades to enhance processes and efficiency and to support growth. In 1993, several automated systems were developed to achieve these objectives and improve service quality at branches. A new automated teller system has been developed and will be installed at all branches by the first quarter 1995. In addition, an automated system for branch platform functions has been developed. It facilitates and expedites account openings and maintenance and, through its automated loan origination and disbursement features, will contribute to improve efficiency and customer service for retail loans at branches.
         The use of advanced communications technology made possible the development and launching of an innovative interactive television system, inaugurated as part of the Bank's centennial celebrations. The system, the first of its kind in Puerto Rico, allows for direct communication between the Bank's headquarters and all branches in Puerto Rico, New York and the U.S. Virgin Islands. Among its numerous applications, it has been used to communicate messages from the Bank's president to all employees, as well as an internal marketing and educational tool to introduce new products and services to employees. In 1994, its applications will be expanded to include training, conferences and meetings.

(Photo 40a) Bank Building Facilities
(Photo 40b) Bank Building Facilities
(Photo 40c) Bank Building Facilities
________________________________________________________________________________



         Mergers, acquisitions and expansion into new markets and into new businesses have played a key role in BanPonce's growth and development through the years. During 1993, the Corporation continued pursuing its long-term expansion strategy outside Puerto Rico and its diversification into non-banking activities.
         In New York, the acquisition in 1993 by Banco Popular of several branches and deposits from Bank Leumi Trust Company of New York, Northside Savings Bank and Emigrant Bank increased deposits to almost $1.3 billion and the number of branches to 30. For 1994, expansion opportunities will be explored in the New York/New Jersey area and in selected areas of Florida.
         In Chicago, an agreement was signed, and subsequently approved by regulatory agencies, to acquire two branches with approximately $300 million in deposits and $185 million in loans from Pioneer Bank Corp.
         In the Caribbean, the acquisition of four branches in the U.S. Virgin Islands and one in Tortola from CoreStates Bank was completed in 1993. Today, the Bank operates eight branches in the Virgin Islands Region. Further expansion in the Caribbean is being considered and plans developed to explore opportunities.

 (Photo 41a Velco's Van)
________________________________________________________________________________

                                                                    (Photo 41b)
                                            Popular Leasing Building Facilities



GROWTH INTO NEW MARKETS AND BUSINESSES
Corporate expansion and diversification has also been attained through the incursion into new businesses. BanPonce's non-banking subsidiaries allowed it to become a diversified corporation with non-banking operations that include two leasing companies and a small personal loan company in Puerto Rico, and a consumer finance company that, as of December 31, 1993, operated offices in 14 states.
         Through its two leasing subsidiaries, BanPonce is the dominant player in Puerto Rico's leasing market. VELCO (Vehicle Equipment Leasing Company), a BanPonce Corporation subsidiary, is the island's largest vehicle leasing operation with an estimated market share of 44%. With over 30 years experience in the market, VELCO, acquired by BanPonce in 1986, provides vehicle and equipment leases to corporations and retail customers, maintenance services and daily rental through four conveniently located facilities at San Juan, Carolina, Caguas and Ponce.
         POPULAR LEASING AND RENTAL, INC., a subsidiary of Banco Popular, is the second largest vehicle leasing company in Puerto Rico, with an estimated 33% of the market. Established in 1989, Popular Leasing has grown at an accelerated rate, and today enjoys a strong image and position in the marketplace, as well as an experienced management team.
         During 1993, both companies improved their financial performance as a result of the implementation of cost control measures, enhancements to systems, improved credit quality and higher business volumes.

(Photo 42a) Spring Financial Building Facilities
________________________________________________________________________________




As part of its diversification and expansion plan, BanPonce has entered the consumer finance business through the acquisition of two subsidiaries. First, in 1987 Banco Popular acquired Popular Consumer Services, Inc., and in 1991 the Corporation purchased Spring Financial Services, Inc.
         POPULAR CONSUMER SERVICES grants small personal loans of up to the maximum regulatory limit of $2,000 per loan, through 26 offices located across Puerto Rico. Operating under the name of Best Finance, the company is the fifth largest small loan company on the island.
         SPRING FINANCIAL SERVICES, a wholly owned subsidiary of BanPonce Financial Corporation, originates and services first and second mortgages as its primary business. The company also provides retail dealer financing and loans throughout its branch network. It presently services over 41,000 customers as of year-end 1993, and has loans outstanding of $375 million. As of December 31, 1993, it operated 58 offices in 14 states in the mid-Atlantic and Midwest. The acquisition of Spring and its subsequent rapid growth has allowed BanPonce to enter numerous geographic markets and facilitated the implementation of its expansion strategy in the U.S. mainland. In 1994, expansion will continue into the Southern and Mid-western regions of the United States with the opening of 14 new offices in six additional states.

BOARD OF DIRECTORS, MANAGEMENT AND
________________________________________________________________________________

BANCO POPULAR BRANCH NETWORK

BOARD OF DIRECTORS BANPONCE CORPORATION
____________________________________________________________________________________________________________________________________
RICHARD L. CARRION                                  JUAN J. BERMUDEZ                              ALBERTO M. PARACCHINI
Chairman of the Board and President                 Partner                                       Private Investor
                                                    Bermudez & Logo, S.E.                         FRANCISCO PEREZ JR.
ALFONSO F. BALLESTER                                SILA MARIA CALDERON                           Chairman of the Board and
Vice Chairman of the Board                          President                                     President
President                                           Commonwealth Investment                       Sucrs. Jose Lema & Co., Inc
Ballester Hermanos, Inc.                               Company, Inc.                              FRANCISCO M. REXACH JR.
MANUEL LUIS DEL VALLE                               FRANCISCO J. CARRERAS                         President
Vice Chairman of the Board                          Educator                                      Ready Mix Concrete, Inc.
Chairman of the Board                               Executive Director                            FELIX J. SERRALLES NEVARES
Bacardi Corporation                                 Fundacion Angel Ramos, Inc.                   President and
ANTONIO LUIS FERRE                                  WALDEMAR DEL VALLE, ESQ.                      Chief Executive Officer
Vice Chairman of the Board                          Partner                                       Destileria Serralles, Inc.
President                                           Parra, DelValle, Frau & Limeres               LUIS RODRIGUES DELGADO
El Nuevo Dia                                        LUIS E. DUBON JR., ESQ.                       President
                                                    Partner                                       Gitty's Toys, Inc.
                                                    Dubon & Dubon                                 EMILIO JOSE VENEGAS
                                                    ROBERTO W. ESTEVES                            Secretary, Board of Directors
                                                    President                                     Venegas Construction Corp.
                                                    Star Tours International, Inc.                President
                                                    Solstar Corp. d/b/a Travel network            Sanson Corporation
                                                    Caribe Theaters Corp.                         JULIO E. VIZCARRONDO JR.
                                                    HECTOR R. GONZALEZ                            President and
                                                    President and                                 Chief Executive Officer
                                                    Chief Executive Officer                       Desarrollos Metropolitanos, Inc.
                                                    TPC Communications of PR, Inc., and
                                                    Teleponce Cable TV, Inc.                         SAMUEL T. CESPEDES, ESQ.
                                                    FRANKLIN A. MATHIAS                              Secretary
                                                    Retired Executive                                Board of Directors
                                                    HUGH G. MCCOMAS                                  ERNESTO N. MAYORAL, ESQ.
                                                    President and                                    Assistant Secretary
                                                    Chief Executive Officer                          Board of Directors
                                                    MCO Industries, Inc.
                                                    MANUEL MORALES JR.
                                                    President
                                                    West Indies & Grey Advertising, Inc.


BOARD OF DIRECTORS BANCO POPULAR
____________________________________________________________________________________________________________________________________
RICHARD L. CARRION                             JUAN A. ALBORS HERNANDEZ                       FRANKLIN A. MATHIAS
Chairman of the Board                          Chairman and                                   Retired Executive
President                                      Chief Executive Officer                        HUGH G. MCCOMAS
Chief Executive Officer                        Albors Development Corp.                       President and
                                               SALUSTIANO ALVAREZ MENDEZ                      Chief Executive Officer
ALFONSO F. BALLESTER                           President and Director                         MCO Industries, Inc.
Vice Chairman of the Board                     Mendez & Company, Inc.                         MANUEL MORALES JR.
President                                      JOSE A. BECHARA BRAVO                          President
Ballester Hermanos, Inc.                       President                                      West Indies & Grey Advertising, Inc.
MANUEL LUIS DEL VALLE                          Empresas Bechara, Inc.                         ALBERTO M. PARACCHINI
Vice Chairman of the Board                     JUAN J. BERMUDEZ                               Private Investor
Chairman of the Board                          Partner                                        FRANCISCO M. REXACH JR.
Bacardi Corporation                            Bermudez & Longo, S.E.                         President
ANTONIO LUIS FERRE                             ESTEBAN D. BIRD                                Ready Mix Concrete, Inc.
Vice Chairman of the Board                     President and                                  LUIS RODRIGUEZ DELGADO
President                                      Chief Executive Officer                        President
El Nuevo Dia                                   Bird Construction Company, Inc.                Gitty's Toys, Inc.
                                               GEORGE BLASINI                                 JOSE E. ROSSI
                                               Investor                                       Chairman of the Board of Directors
                                               SILA MARIA CALDERON                            Aireko Construction Corp.
                                               President                                      FELIX J. SERRALLES NEVARES
                                               Commonwealth Investment                        President and
                                                    Company, Inc.                             Chief Executive Officer
                                               FRANCISCO J. CARRERAS                          Destileria Serralles, Inc.
                                               Educator                                       NOEL TOTTI JR.
                                               Executive Director                             Engineer
                                               Fundacion Angel Ramos, Inc.                    JULIO E. VIZCARRONDO JR.
                                               LUIS E. DUBON JR., ESQ.                        President and
                                               Partner                                        Chief Executive Officer
                                               Dubon & Dubon                                  Desarrollos Metropolitanos, Inc.
                                               ROBERTO W. ESTEVES
                                               President                                           SAMUEL T. CESPEDES, ESQ.
                                               Star Tours International, Inc.                      Secretary
                                               Solstar Corp. d/b/a Travel Network                  Board of Directors
                                               Caribe Theaters Corp.                               ERNESTO N. MAYORAL, ESQ.
                                               JORGE A. JUNQUERA                                   Assistant Secretary
                                               Executive Vice President                            Board of Directors
                                               Banco Popular de Puerto Rico


MANAGEMENT
____________________________________________________________________________________________________________________________________
BANPONCE CORPORATION                ERNESTO N. MAYORAL, ESQ.         CYNTHIA TORO                   MARITZA MENDEZ
                                      Vice President                   Senior Vice President          Vice President
RICHARD L. CARRION                    Legal Division                   Commercial Loans               Strategic Planning
Chairman and President                                               RICARDO TORO
                                  RETAIL BANKING GROUP                 Senior Vice President      OPERATIONS GROUP
MARIA ISABEL P. DE BURCKHART      JORGE A. JUNQUERA                    Corporate Banking          HUMBERTO MARTIN
Executive Vice President          Executive Vice President           KENNETH J. GROSS             Executive Vice President
DAVID H. CHAFEY JR.                 JORGE BIAGGI                       Vice President               SEGUNDO BERNIER
Executive Vice President              Senior Vice President            International                  Senior Vice President
JORGE A. JUNQUERA                     Hato Rey Region                                                 Operations
Executive Vice President            FRANCISCO CESTERO              FINANCIAL MANAGEMENT GROUP       VICTOR V. ECHEVARRIA
LARRY B. KESLER                       Senior Vice President        DAVID H. CHAFEY JR.                Senior Vice President
Executive Vice President              Caguas/Fajardo Region        Executive Vice President           Management Information Systems
HUMBERTO MARTIN                     NORMAN IRIZARRY                  ORLANDO BERGES                 EDUARDO FIGUEROA*
Executive Vice President              Senior Vice President            Senior Vice President          Senior Vice President
EMILIO E. PINERO FERRER, ESQ.         Western Region                   Comptroller                    Electronic Banking
Executive Vice President            WILBERT MEDINA                   LUIS R. CINTRON                  Services
                                      Senior Vice President            Senior Vice President        *effective March 1994
ORLANDO BERGES                        Bayamon Region                   Trust                        PLINIO RODRIGUEZ
Senior Vice President               FERNANDO L. MONLLOR              JUAN GUERRERO                    Senior Vice President
TERE LOUBRIEL                         Senior Vice President            Senior Vice President          Security
Senior Vice President                 Ponce Region                     Investments                  MARGARITA HERRERA, ESQ.
ERNESTO N. MAYORAL, ESQ.            MIGUEL RIPOLL                    ROBERTO R. HERENCIA              Vice President
Vice President                        Senior Vice President            Senior Vice President          Compliance
                                      Rio Piedras Region               U.S. Credit Products
BANCO POPULAR                       CARLOS ROM JR.                   JOSE L. LOPEZ CALDERON
                                      Senior Vice President            Senior Vice President      SUBSIDIARIES
RICHARD L. CARRION                    San Juan Region                  Treasury
Chairman                            ELI SEPULVEDA                                                 VEHICLE EQUIPMENT
President                             Vice President                 U.S. OPERATIONS                LEASING COMPANY, INC.
Chief Executive Officer               Arecibo/Manati Region          PAUL E. CARR JR.             ANDRES F. MORRELL
                                                                       Senior Vice President      President
SENIOR MANAGEMENT COUNCIL         RETAIL CREDIT AREA                   New York
RICHARD L. CARRION                LARRY B. KESLER                    MANUEL J. REMON              POPULAR LEASING AND
President and                     Executive Vice President             Vice President               RENTAL, INC.
Chief Executive Officer             JORGE J. BESOSA                    Los Angeles                CARLOS J. MANGUAL
MARIA ISABEL P. DE BURCKHART          Senior Vice President          WILLIAM BRUIN                President
Executive Vice President              Individual Lending               Second Vice President
DAVID H. CHAFEY JR.                 FELIPE FRANCO                      Chicago                    POPULAR CONSUMER
Executive Vice President              Senior Vice President                                         SERVICES, INC.
JORGE A. JUNQUERA                     Mortgage Loans               ADMINISTRATION GROUP           EDGARDO NOVOA
Executive Vice President            VALENTINO I. MCBEAN            MARIA ISABEL P. DE BURCKHART   President
LARRY B. KESLER                       Senior Vice President        Executive Vice President
Executive Vice President              Virgin Islands Region          GUSTAVO DIAZ                 SPRING FINANCIAL
HUMBERTO MARTIN                     ARIEL RODRIGUEZ                    Senior Vice President        SERVICES, INC.
Executive Vice President              Vice President                   Marketing                  THOMAS J. FITZPATRICK
EMILIO E. PINERO FERRER, ESQ.         Electronic Services            JORGE E. MARCHAND            President
Executive Vice President                                               Senior Vice President
                                  COMMERCIAL BANKING GROUP             Public Relations and
  TERE LOUBRIEL                   EMILIO E. PINERO FERRER, ESQ.        Communications
    Senior Vice President         Executive Vice President           EDUARDO RODRIGUEZ
    Internal Auditor                ARNALDO SOTO COUTO                 Senior Vice President
  DENNIS C. TRISTANI                  Senior Vice President            Human Resources
    Senior Vice President             Construction Loans             LUZ M. TOUS DE TORRES
    Credit Review and Audit                                            Senior Vice President
                                                                       Corporate Real Estate

BANCO POPULAR BRANCH NETWORK
____________________________________________________________________________________________________________________________________
SAN JUAN REGION                   TRUJILLO ALTO                  MAYAGUEZ SUAU              U.S. MAINLAND BRANCHES
  AEROPUERTO                      UNIVERSIDAD DE PUERTO RICO     MAYAGUEZ MALL SUR
  BARRIO OBRERO                                                  MAYAGUEZ MENDEZ VIGO       NEW YORK DISTRICT
  BUCHANAN                      BAYAMON REGION                   SAN GERMAN                 MANHATTAN
  CALLE LOIZA                     BARRANQUITAS                   YAUCO LAS TORRES             7 WEST 51st ST.
  CENTRO MERCANTIL                BAYAMON CENTER                 YAUCO PLAZA                  164 EAST 116th ST.
  CONDADO                         BAYAMON OESTE                                               615 WEST 181st ST.
  EXPRESO CALLE LOIZA             COMERIO                      PONCE REGION                   4043 BROADWAY AVE.
  EXPRESO ISLA GRANDE             COROZAL                        ADJUNTAS                     3540 BROADWAY AVE.
  EXPRESO KENNEDY                 DORADO                         ARROYO                       134 DELANCEY ST.
  EXPRESO MINILLAS                EXPRESO BARRANQUITAS           COAMO                        799 AMSTERDAM AVE.
  EXPRESO PLAZOLETA ISLA VERDE    EXPRESO BAYAMON PLAZA          EXPRESO ALBERGUE OLIMPICO    441 2nd AVE. AT 25th ST.
  EXPRESO SAN JUAN                EXPRESO TOA BAJA               EXPRESO PONCE PLAZA          2852 BROADWAY AT 111th ST.
  ISLA VERDE                      LEVITTOWN                      GUAYAMA CALIMANO             231 WEST 125th ST. AT 8th AVE.
  METRO OFFICE PARK               LOMAS VERDES                   GUAYAMA MALL                 175 DYCKMAN ST. AT 200th ST.
  MIRAMAR                         NARANJITO                      GUAYANILLA                 BRONX
  PARADA 15                       REXVILLE                       JAYUYA                       2923 THIRD AVE.
  PARADA 17                       RIO HONDO                      JUANA DIAZ                   1046 SOUTHERN BLVD.
  PARADA 22                       SANTA ROSA                     PATILLAS                     752 EAST TREMONT AVE.
  PARADA 26                       TOA ALTA                       PENUELAS                     301 EAST FORDHAM RD.
  PLAZOLETA CONDADO               VEGA ALTA                      PONCE BUENA VISTA          QUEENS
  PUERTA DE TIERRA                                               PONCE DARLINGTON             37-47 JUNCTION BLVD.
  SAN JUAN                      ARECIBO/MANATI REGION            PONCE LOS CAOBOS             83-22 BAXTER AVE.
                                  ARECIBO DE DIEGO               PONCE MALL                   28-36 STEINWAY ST. LONG ISLAND
HATO REY REGION                   ARECIBO HIGHWAY                PONCE PLAYA                    CITY
  AVE. PINERO                     ARECIBO PLAZA                  PONCE PLAZA                  56-38 MYRTLE AVE. RIDGEWOOD
  CAPARRA                         BARCELONETA                    PONCE RAMBLA               BROOKLYN
  EXPRESO ALTAMIRA                CIALES                         PONCE VILLA                  5216 FIFTH AVE.
  EXPRESO CENTRO MEDICO           CRUCE DAVILA                   SALINAS                      15 GRAHAM AVE.
  EXPRESO GARDEN HILLS            EXPRESO PLAZA DEL NORTE        SANTA ISABEL                 1620 PITKIN AVE.
  EXPRESO HATO REY PDA. 34        EXPRESO SAN LUIS               VILLALBA                     247 ROCKWAY PKWY.
  EXPRESO POPULAR CENTER          EXPRESO VEGA BAJA XTRA                                      1117 EASTERN PKWY.
  GUAYNABO                        FLORIDA                      CAGUAS/FAJARDO REGION          166 LIVINGSTON AVE.
  GUAYNABO LOS JARDINES           MANATI                       CAGUAS                         539 EASTERN PKWY. AT
  HATO REY CENTER                 MOROVIS                        AGUAS BUENAS                   NOSTRAND AVE.
  HYDE PARK                       OROCOVIS                       AIBONITO                     1619 SHEEPSHEAD BAY RD. AT
  POPULAR CENTER                  UTUADO                         CAGUAS PLAZA                   JEROME AVE.
  PUERTO NUEVO                    VEGA BAJA                      CAYEY                        8020 FLATLANDS AVE. AT 81ST
  REPARTO METROPOLITANO                                          CIDRA                        2095 RALPH AVE.
  SAN FRANCISCO                 WESTERN REGION                   CONDADITO                    3851 NOSTRAND AVE.
  SAN PATRICIO                  AGUADILLA                        EXPRESO CAGUAS MALL
  SANTA MARIA                     AGUADA                         EXPRESO CAYEY CENTRO       CALIFORNIA DISTRICT
                                  AGUADILLA                      EXPRESO PLAZA DEL CARMEN   LOS ANGELES
RIO PIEDRAS REGION                AGUADILLA SUR                  GURABO                       354 SOUTH SPRING ST.
  AVE. 65 DE INFANTERIA           CAMUY                          SAN ALFONSO
  BARBOSA                         EXPRESO AGUADILLA XTRA         SAN LORENZO                ILLINOIS DISTRICT
  CAMPO RICO                      HATILLO                        VILLA BLANCA               CHICAGO
  CAROLINA HIGHWAY                ISABELA                      FAJARDO                        2525 NORTH KEDZIE AVE.
  CAROLINA PUEBLO                 LARES                          CANOVANAS
  CENTRO COMERICAL 65 DE          MOCA                           CEIBA                      VIRGIN ISLANDS REGION
    INFANTERIA                    QUEBRADILLAS                   EXPRESO FAJARDO MALL
  CENTRO COMERCIAL TRUJILLO       RAMEY                          FAJARDO                    ST. CROIX
    ALTO                          RINCON                         HUMACAO                    CHRISTIANSTED
  CUPEY                           SAN SEBASTIAN                  HUMACAO ESTE                 17 CHURCH ST.
  EL SENORIAL                   MAYAGUEZ                         LUQUILLO                     SUNNY ISLE
  EXPRESO CAROLINA XTRA           CABO ROJO                      RIO GRANDE
  EXPRESO EL SENORIAL             EXPRESO CABO ROJO              VIEQUES                    ST. THOMAS
  EXPRESO PLAZA PUERTO RICO       EXPRESO MAYAGUEZ MALL          YABUCOA                      CHARLOTTE AMALIE
  EXPRESO 65 DE INFANTERIA        EXPRESO MAYAGUEZ PLAYA                                      FORT MYLNER
  MUNOZ RIVERA                    EXPRESO SAN GERMAN                                          VETERANS DRIVE
  PLAZA CAROLINA                  EXPRESO VISTA VERDE                                         SUGAR ESTATE
  PLAZA DEL MERCADO               HORMIGUEROS                                                 RED HOOK
  RIO PIEDRAS DE DIEGO            LAS MARIAS
  SAN JOSE                        MARICAO                                                   TORTOLA
                                                                                              ROAD TOWN

                          SHAREHOLDERS' INFORMATION
- - - - - --------------------------------------------------------------------------------


                INDEPENDENT PUBLIC ACCOUNTANTS
                Price Waterhouse

                ANNUAL MEETING
                The 1994 annual stockholders' meeting of BanPonce Corporation will be held on April 22 at 2:00 p.m. at Banco Popular Center in Hato Rey, Puerto Rico.

                TELEPHONE   (809) 765-9800
                FAX         (809) 759-7803

                ADDITIONAL INFORMATION
                Copies of the Annual Report to the Securities and Exchange Com-mission on Form 10-K and any other financial information may be obtained by writing to:

                        Orlando Berges
                        Senior Vice President and Comptroller
                        Banco Popular de Puerto Rico
                        PO Box 362708
                        San Juan, PR 00936-2708

                                                                EXHIBIT 13.1


BANPONCE
     CORPORATION



























1993  ANNUAL REPORT
- - - - - --------------------------------------------------------------------------------
FINANCIAL REVIEW

FINANCIAL REVIEW

- - - - - ------------------------------------------------------------------------------




                                    CONTENTS


                                    Management's Discussion and
                                      Analysis of Financial Condition
                                      and Results of Operations              2

                                    Statistical Summaries                   21

                                    Glossary of Terms                       26

                                    Report of Independent Accountants       27

                                    Consolidated Financial Statements       28

                                    Summary of Significant Accounting
                                      Policies                              32

                                    Notes to Consolidated Financial
                                      Statements                            34

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
- - - - - --------------------------------------------------------------------------------
SUMMARY
This year was a memorable one for the institution, celebrating the 100th anniversary of Banco Popular de Puerto Rico, the subsidiary Bank of BanPonce
Corporation (the Corporation).  The celebration gave us the opportunity to look back again to the traditions and values that created the solid foundation in which the institution's success is based.
     During 1993, the Corporation had a sound financial performance. Net income amounted to $109.4 million, increasing 28.5% from the net income of
$85.1 million reported in 1992.  Earnings per share (EPS) for 1993 were $3.35 compared with $2.79 for the previous year.  The results for the year include
$6.2 million in additional income resulting from the one-time cumulative effect of the adoption of two new accounting principles (SFAS 106 and 109)
that will be further explained in this annual report.  Excluding the effect of these adjustments, EPS for 1993 were $3.16.  Average shares outstanding for
1993 and 1992 were 32,701,236 and 30,461,494, respectively.  The rise in average shares reflects the effect of the issuance of 2,458,740 shares through a subscription offering in November of 1992 and the shares issued under the
Dividend Reinvestment Plan of the Corporation.
     The Corporation's profitability ratios improved markedly with returns on assets (ROA) and on shareholders' equity (ROE) of 1.02% and 13.80%, respectively.  ROA and ROE for 1992 were 0.89% and 12.72%, respectively.  As presented in Table A, the Corporation was able to reduce its provision for loan losses while the net interest income and the operating expenses as a percentage of average assets remained stable.
     The Corporation has continued enhancing its presence in the mainland through acquisitions and growth.  During the year, the Corporation acquired five branches and $172.8 million in deposits in New York.  In addition, Spring
Financial Services, Inc. (Spring), a diversified consumer financial services subsidiary in the mainland, opened 17 new branches in 1993 and experienced a growth of $194.7 million or 108.4% in its loan portfolio.  Spring has now 58 branches operating throughout 14 different states.
     As a leading financial institution in the Caribbean, the Corporation also expanded its presence in the U.S. and British Virgin Islands (Virgin Islands)
with the acquisition of five branches and $228.8 million in deposits on
September 30, 1993.
     The Corporation will continue playing an active role in evaluating and undertaking acquisitions and growth strategies that are considered advantageous from a business and economic standpoint.
     The aforementioned acquisitions together with the business expansion led to an increase in the Corporation's total assets to $11,513 million, 15.1%
higher than the $10,002 million reported for December 31, 1992.  Average total assets for 1993 were $10,684 million compared with $9,529 million for 1992.
     Total loans amounted to $6,347 million at December 31, 1993, compared with
$5,252 million a year before.  This significant growth of 20.9% was mainly in mortgage loans which grew $785.2 million due to the acquisition of several portfolios in New York, an increase in loan originations and the growth in
Spring's portfolio, as previously mentioned.  Average loans for 1993 totaled
$5,700 million compared with $5,150 million for 1992.  As of September 30,
1993, the subsidiary Bank ranked first in market share of loans in Puerto Rico with approximately 28% of total loans in the market.
     The Corporation's credit quality statistics improved considerably in
1993.  Non-performing assets (NPA) at year-end decreased $21.1 million or 16%
and net charge-offs for the year decreased $29.4 million.  The NPA to total assets ratio improved to 0.97% from 1.32%, (or to 0.70% from 1.05% assuming the standard industry practice).  The allowance for loan losses reached $133.4 million at the end of 1993 and represented 2.10% of total loans at that date.
     Total deposits increased 6% to $8,523 million at December 31, 1993, from
$8,039 million at year-end 1992.  Non-interest bearing deposits grew $234.1 million and interest bearing deposits increased $249.9 million, mainly in savings accounts.  This rise re-

TABLE A
COMPONENTS OF NET INCOME AS A PERCENTAGE OF AVERAGE TOTAL ASSETS

                                                                        For the Year
- - - - - ----------------------------------------------------------------------------------------------------
                                                        1993      1992      1991      1990      1989
                                                        --------------------------------------------
Net interest income                                     4.61%     4.62%     4.56%     4.87%     4.50%
Provision for loan losses                              (0.68)    (1.03)    (1.36)    (0.91)    (0.75)
Other income                                            1.17      1.31      1.47      1.21      1.09
                                                        --------------------------------------------
                                                        5.10      4.90      4.67      5.17      4.84
Operating expenses                                     (3.86)    (3.85)    (3.86)    (3.93)    (3.65)
                                                        --------------------------------------------
Net income before tax, dividends on preferred stock
     of subsidiary Bank, and cumulative effect of
     accounting changes                                 1.24      1.05      0.81      1.24      1.19
Provision for income tax                               (0.26)    (0.15)    (0.08)    (0.15)    (0.20)
                                                        --------------------------------------------
Net income before dividends on preferred stock of
     subsidiary Bank and cumulative effect of
     accounting changes                                 0.98      0.90      0.73      1.09      0.99
Dividends on preferred
     stock of subsidiary Bank                          (0.01)   (0.01)    (0.01)
Cumulative effect of
     accounting changes                                 0.05
                                                        ---------------------------------------------
Net income                                              1.02%     0.89%     0.72%     1.09%     0.99%
                                                        =============================================

- - - - - -----------------------------------------------------------------------------------------------------------------------------------

TABLE B
CHANGES IN NET INCOME AND EARNINGS PER SHARE
                                                                1993                      1992                      1991
- - - - - -----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)               DOLLARS      PER SHARE     Dollars     Per share    Dollars     Per share
                                                       ----------------------------------------------------------------------------
Net income for prior year                             $  85,116       $ 2.79     $ 64,564      $ 2.15   $  63,366        $  3.15
Increase (decrease) from changes in:
    Net interest income                                  51,909         1.70       32,411        1.08     123,563           6.14
    Provision for loan losses                            24,741         0.81       24,048        0.80     (68,647)         (3.41)
    Gain on sale of securities                              622         0.02      (18,376)      (0.61)     18,554           0.92
    Trading account profit                                  171         0.01         (376)      (0.01)        732           0.04
    Dividends on preferred stock of subsidiary Bank                                    37                    (807)          (0.4)
    Other operating income                                 (117)                   11,480        0.38      41,532           2.06
    Income tax                                          (13,892)       (0.46)      (7,465)      (0.25)      2,446           0.12
    Operating expenses                                  (45,331)       (1.49)     (21,207)      (0.71)   (116,175)         (5.77)
                                                       ----------------------------------------------------------------------------

    Subtotal                                            103,219         3.38       85,116        2.83      64,564           3.21
    Cumulative effect of accounting changes               6,185         0.20
    Change in average common shares*                                   (0.23)                   (0.04)                     (1.06)
                                                       ----------------------------------------------------------------------------
Net income for the year                               $ 109,404       $ 3.35     $ 85,116      $ 2.79   $  64,564        $  2.15
                                                       =============================================================================

*Used to reflect the effect of the issuance of 2,458,740 shares of common stock through a subscription offering in November 1992. Also reflects the effect of the issuance of shares of common stock through the Dividend Reinvestment Plan in the years presented, plus the additional shares issued on December 31, 1990, related to the merger transaction. The average common shares outstanding used in the above computation were 32,701,236 for 1993; 30,461,494 for 1992; and
 30,035,601 for 1991.
- - - - - --------------------------------------------------------------------------------
lates principally to the deposits acquired in New York and in the Virgin
Islands.
     The Corporation's capital ratios continue well above the minimum regulatory capital requirements established for well capitalized institutions.
The Tier I, total capital and leverage ratios of the Corporation at December
31, 1993 were 12.29%, 13.95% and 6.95%, respectively.  At the same date in 1992 these ratios amounted to 12.88%, 14.85% and 7.26%, respectively.  Stockholders'
equity increased 10.9%, reaching $834.2 million at the end of 1993.  The
Corporation's market capitalization at December 31, 1993 was $1,031 million.
During the third quarter of 1993, the Corporation increased its quarterly dividend by 25%, from $0.20 to $0.25 per share, effective for the dividend paid on October 1, 1993.
     This financial review contains an analysis of the performance of BanPonce
Corporation and its subsidiaries, Banco Popular de Puerto Rico, including its wholly-owned subsidiaries Popular Leasing and Rental, Inc. and Popular Consumer
Services, Inc., Vehicle Equipment Leasing Company, Inc.  (VELCO), and Popular
International Bank, Inc., including its wholly-owned subsidiaries, BanPonce
Financial Corp. and Spring Financial Services, Inc., a second tier subsidiary.
     On December 31, 1990, Banco Popular de Puerto Rico and the former BanPonce
Corporation merged.  Due to the effective date of the merger, the financial information for 1990 and prior years included in this annual report will be presented as follows:
   - The statement of condition as of December 31, 1990, and all references to assets and liabilities as of the end of that period reflect the figures for the combined entity immediately after the merger.  Average figures for
     1990 are those of Banco Popular and its subsidiaries.
   - The statements of condition for the years before 1990 and all historical asset and liability information, including both averages and end of period information, are those of Banco Popular and its subsidiaries,
     Popular Leasing and Rental, Inc. (organized in mid-1989) and Popular
     Consumer Services, Inc. (acquired in December of 1989).
   - The results of operations for 1990 and prior years and all historical income and expense information are those of Banco Popular and its subsidiaries.
     Table C presents a ten year summary of selected financial
information.

EARNINGS ANALYSIS
Table B shows the variances, in dollar and per share amounts, of the major captions of the Corporation's income statement for the last three years. The major components of the $24.3 million increase in net earnings for the year ended on December 31, 1993, are summarized as follows:
   - An increase in net interest income due to a growth of $1.1 billion in the average volume of earning assets, partially offset by a decrease of 61 basis points in the net interest yield, on a taxable equivalent basis, mainly due to the maturity of high-yielding tax exempt securities during the last quarter of 1992.
   - Lower provision for loan losses due to the improved credit quality of the loan portfolios which led to a reduced level of net charge-offs.
   - Higher gains on security and trading transactions partially offset by a decline in other revenues mainly due to an adjustment recorded during the year on the excess servicing recognized in 1992 upon the sale of mortgages through collateralized mortgage obligations (CMO) as a result of the increase in mortgage prepayments during 1993.

- - - - - ----------------------------------------------------------------------------------------------------------

TABLE C
SELECTED FINANCIAL DATA
                                                       ---------------------------------------------------
(Dollars in thousands, except per share data)              1993           1992          1991
                                                       ---------------------------------------------------
CONDENSED INCOME STATEMENTS
  Interest income                                      $   772,136    $   740,354   $   794,943
  Interest expense                                         280,008        300,135       387,134
                                                       ---------------------------------------------------
    Net interest income                                    492,128        440,219       407,809

  Security and trading gains (losses)                        1,418            625        19,376
  Operating income                                         123,762        123,879       112,398
  Operating expenses                                       412,276        366,945       345,738
  Provision for loan losses                                 72,892         97,633       121,681
  Income tax                                                28,151         14,259         6,793
  Dividends on preferred stock of subsidiary Bank              770            770           807
  Cumulative effect of accounting changes                    6,185
                                                       ----------------------------------------------------
      Net income                                       $   109,404    $    85,116   $    64,564
                                                       ====================================================

PER SHARE DATA *
  Net income                                                 $3.35    $      2.79   $      2.15
  Dividends declared                                          0.90           0.80          0.80
  Book value                                                 25.49          23.03         21.00

  Outstanding shares:
    Average                                             32,701,236     30,461,494    30,035,601
    End of period                                       32,732,423     32,654,864    30,093,852

AVERAGE BALANCES
  Net loans                                            $ 5,700,069    $ 5,150,328   $ 5,302,189
  Earning assets                                         9,894,662      8,779,981     8,199,195
  Total assets                                          10,683,753      9,528,518     8,944,357
  Deposits                                               8,124,885      7,641,123     7,198,187
  Subordinated notes                                        73,967         85,585        94,000
  Total stockholders' equity                               793,001        668,990       610,641

PERIOD END BALANCES
  Net loans                                            $ 6,346,922    $ 5,252,053   $ 5,195,557
  Allowance for loan losses                                133,437        110,714        94,199
  Earning assets                                        10,657,994      9,236,024     8,032,556
  Total assets                                          11,513,368     10,002,327     8,780,282
  Deposits                                               8,522,658      8,038,711     7,207,118
  Subordinated notes                                        62,000         74,000        94,000
  Total stockholders' equity                               834,195        752,119       631,818

SELECTED RATIOS
  Net interest yield (taxable equivalent basis)               5.50%          6.11%         5.97%
  Net operating expense/average earning assets                2.92           2.77          2.85
  Return on average total assets                              1.02           0.89          0.72
  Return on average earning assets                            1.11           0.97          0.79
  Return on average stockholders' equity                     13.80          12.72         10.57
  Dividend payout ratio                                      25.39          28.33         34.13
  Average net loans/average total deposits                   70.16          67.40         73.66
  Average earning assets/average total assets                92.61          92.14         91.67
  Average total stockholders' equity/average net loans       13.91          12.99         11.52
  Average total stockholders' equity/average assets           7.42           7.02          6.83
  Overhead ratio                                             58.34          55.07         52.47
  Tier I capital to risk-adjusted assets                     12.29          12.88         11.01
  Total capital to risk-adjusted assets                      13.95          14.85         13.35
  Tax rate                                                   21.30          14.24          9.41

 * Per share data is based on the average number of shares outstanding during the periods, except for the book value which is based on total shares at the end of the periods. All per share data has been adjusted to reflect a stock split effected in the form of a dividend on April 3, 1989.

- - - - - ------------------------------------------------------------------------------------------------------------------------------------
                                                      Year ended December 31,
- - - - - ------------------------------------------------------------------------------------------------------------------------------------
     1990                1989               1988               1987                1986               1985               1984
- - - - - ------------------------------------------------------------------------------------------------------------------------------------

$   565,807         $   558,273        $   488,200        $   410,605         $   365,513        $   352,691        $   327,005
    281,561             302,747            261,316            206,778             183,253            182,159            173,796
- - - - - ------------------------------------------------------------------------------------------------------------------------------------
    284,246             255,526            226,884            203,827             182,260            170,532            153,209

         91               2,529                689               (366)              7,253              1,604             (1,660)
     70,865              59,550             53,025             40,623              33,204             27,670             22,680
    229,563             207,376            190,862            182,593             166,982            154,777            136,140
     53,033              42,603             34,750             18,000              11,500              7,050              3,900
      9,240              11,456              7,844              5,956               6,778              5,468              4,765

- - - - - ------------------------------------------------------------------------------------------------------------------------------------
$    63,366         $    56,170        $    47,142        $    37,535         $    37,457        $    32,511        $    29,424
====================================================================================================================================

$      3.15         $      2.81        $      2.36        $      1.88         $      1.97        $      1.81        $      1.63
       0.80                0.80              0.685               0.66                0.61               0.56               0.48
      19.67               18.76              16.75              15.07               13.86              12.30              11.05

 20,116,970          20,014,013         20,000,000         20,000,000          19,000,000         18,000,000         18,000,000
 29,942,406          20,037,396         20,000,000         20,000,000          20,000,000         18,000,000         18,000,000


$ 3,377,463         $ 3,132,167        $ 2,869,829        $ 2,510,495         $ 1,974,648        $ 1,553,739        $ 1,217,844
  5,461,938           5,318,800          5,182,535          4,597,329           3,949,899          3,392,972          2,885,819
  5,836,749           5,676,981          5,523,823          4,918,984           4,257,327          3,666,180          3,123,191
  5,039,422           4,782,791          4,571,456          4,211,465           3,655,492          3,084,367          2,555,828
     50,000              38,082                119              1,717               8,178             14,706             16,721
    407,611             353,844            317,001            286,752             247,679            208,598            185,911


$ 5,365,917         $ 3,276,389        $ 3,056,761        $ 2,737,271         $ 2,266,437        $ 1,713,602        $ 1,372,302
     89,335              40,896             33,244             28,423              26,903             24,229             21,625
  8,219,279           5,469,921          5,221,873          4,957,221           4,135,121          3,786,650          3,206,313
  8,983,624           5,923,261          5,661,398          5,352,745           4,525,241          4,136,418          3,521,833
  7,422,711           4,926,304          4,715,837          4,491,612           3,820,223          3,365,265          2,870,671
     94,000              50,000                                   500               2,500             13,500             15,500
    588,884             375,807            334,867            301,425             277,090            221,274            198,797

       6.30%               5.57%              5.10%              5.04%               5.70%              6.25%              7.07%
       2.91                2.78               2.66               3.09                3.39               3.75               3.93
       1.09                0.99               0.85               0.76                0.88               0.89               0.94
       1.16                1.06               0.91               0.82                0.95               0.96               1.02
      15.55               15.87              14.87              13.09               15.12              15.59              15.83
      25.33               28.14              28.00              35.17               31.08              30.87              27.53
      67.02               65.49              62.78              59.61               54.02              50.37              47.65
      93.58               93.69              93.82              93.46               92.78              92.55              92.40
      12.07               11.30              11.05              11.42               12.54              13.43              15.27
       6.98                6.23               5.74               5.83                5.82               5.69               5.95
      55.80               56.86              60.45              69.83               69.42              73.59              75.14
      10.10                9.47               9.19                N/A                 N/A                N/A                N/A
      12.74               11.76              10.10                N/A                 N/A                N/A                N/A
      12.73               16.94              14.27              13.70               15.32              14.40              13.94

- - - - - ---------------------------------------------------------------------------------------------------------------------------------

TABLE D
NET INTEREST INCOME - TAXABLE EQUIVALENT BASIS

                                                      Year ended December 31,
- - - - - ----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)        1993                 1992                 1991                  1990                 1989
                      ------------------------------------------------------------------------------------------------------------
                            AVERAGE               Average              Average               Average              Average
                       BALANCE     RATE      Balance     Rate     Balance     Rate      Balance     Rate     Balance     Rate
                      ------------------------------------------------------------------------------------------------------------
Earning assets         $9,894,662  8.33%    $8,779,981   9.53%    $8,199,195   10.69%   $5,461,938   11.46%  $5,318,800    11.26%
                      ============================================================================================================

Financed by:
  Interest
    bearing funds      $8,097,004  3.46%    $7,277,051   4.12%    $6,816,787    5.68%   $4,325,229    6.51%  $4,264,665     7.10%
  Non-interest
   bearing funds        1,797,658            1,502,930             1,382,408             1,136,709            1,054,135
                      ------------------------------------------------------------------------------------------------------------
      Total            $9,894,662  2.83%    $8,779,981   3.42%    $8,199,195    4.72%   $5,461,938    5.16%  $5,318,800     5.69%
                      ============================================================================================================


Net interest income    $  544,471           $  536,485            $  489,541            $  344,307           $  296,116
                      ============================================================================================================

Spread                             4.87%                 5.41%                  5.01%                 4.95%                 4.16%
Net interest yield                 5.50                  6.11                   5.97                  6.30                  5.57
- - - - - ----------------------------------------------------------------------------------------------------------------------------------

        - Higher income tax expense due to a higher pre-tax income and the effect of the tax calculation required by SFAS 109 "Accounting for Income Taxes".
        - Higher other operating expenses, mainly personnel costs, due to the inclusion of the salaries of the acquired operations, a special bonus paid to the employees of the subsidiary Bank on its 100th anniversary and the accrual for postretirement health benefits for the year 1993 as required by SFAS 106 "Accounting for Postretirement Benefits Other than Pensions". In addition, the increased business activity of the Corporation together with the launching of new products and services led to increases in other expense categories.
        - The cumulative effect of accounting changes due to the implementation of SFAS 109 which resulted in a credit to income of $28.9 million, partially offset by the recognition of the full transition obligation for postretirement benefits required by SFAS 106 which amounted to $22.7 million, net of deferred taxes. The net effect of these changes was an increase of $6.2 million in net income.

NET INTEREST INCOME
Net interest income, the principal source of earnings for the Corporation, represents the excess of the interest earned on earning assets over the interest paid on rate-related liabilities. The net interest income is affected by the changes in the balance sheet structure of the Corporation, principally in the volume and composition of earning assets and interest bearing liabilities, the rates earned or paid on these assets and liabilities, and the maturity and repricing of these financial instruments. The latter is of particular significance in years such as 1993 when the interest rates declined to the lowest points in three decades. The Corporation constantly monitors and manages the composition and maturity structure of its assets and liabilities in order to minimize the impact of the above circumstances on its net interest income.
        For the year ended December 31, 1993, net interest income totaled
$492.1 million compared with $440.2 million for the same period in 1992, an increase of $51.9 million. In 1991 the net interest income of the Corporation amounted to $407.8 million. On a taxable equivalent basis, the net interest income rose to $544.5 million for 1993, from $536.5 million in 1992 and $489.5 million in 1991. The rise resulted from an increase of $73.5 million due to the growth and change in the composition of average earning assets partially offset by a reduction of $65.5 million due to lower taxable equivalent yields. The net interest yield, on a taxable equivalent basis, was 5.50% for 1993 compared with 6.11% a year ago and 5.97% in 1991.
        In order to present all the interest data on a comparable basis, interest income on tax exempt assets has been converted to a taxable equivalent basis assuming an income tax rate of 42%. An analysis of net interest income is presented in Table D.
        Average earning assets for 1993 increased to $9,895 million, compared with $8,780 million in 1992 and $8,199 million in 1991. On a taxable equivalent basis, interest income amounted to $824.5 million compared with $836.6 million for the year before. The yield on earning assets, on a taxable equivalent basis, for 1993 was 8.33%, a decrease of 120 basis points from the taxable equivalent yield of 9.53% in 1992. In 1991 the taxable equivalent yield on earning assets was 10.69%.
        Average loans in 1993 amounted to $5,700 million and represented 57.6% of total average earning assets, a slight change from the 1992 ratio of 58.7%. Average loans for 1992 were $5,150 million. The rise of $549.7 million in average loans consists of increases of $405.7 million in mortgage loans, $144 million in commercial and construction loans and $65.4 million in lease financings. Average consumer loans, conversely, were $65.4 million lower than in 1992. The rise in average mortgage loans was mainly due to the acquisition of nearly $358 million in mortgage loan portfolios in the U.S., together with a significant mortgage origination and refinancing activity in Spring and in the subsidiary Bank, given the low interest rate environment. The latter also affected the volume of consumer loans due to the large amount of consumer debt refinanced through residential mortgage loans. Average loans in 1991 totaled $5,302 million.

- - - - - --------------------------------------------------------------------------------------------------------------------------------
TABLE E
INTEREST VARIANCE ANALYSIS - TAXABLE EQUIVALENT BASIS
                                                     1993 vs. 1992                                  1992 vs. 1991
- - - - - --------------------------------------------------------------------------------------------------------------------------------
(In thousands)                        Increase (Decrease) Due to Change in:             Increase (Decrease) Due to Change in:
                                 -----------------------------------------------------------------------------------------------
                                        Volume         Rate          Total               Volume          Rate          Total
                                 -----------------------------------------------------------------------------------------------
Interest income:
  Federal funds sold and securities
   and mortgages purchased under
   agreements to resell              ($    736)    ($     410)    ($  1,146)           $  4,265       ($   3,648)    $    617
  Time deposits with other banks        (6,094)          (740)       (6,834)            (12,252)          (7,541)     (19,793)
  Investment securities                 59,181        (92,257)      (33,076)             83,525          (41,438)      42,087
  Trading securities                        98             48           146                (174)            (173)        (347)
  Loans                                 47,873        (19,122)       28,751             (16,986)         (45,633)     (62,619)
                                 -----------------------------------------------------------------------------------------------
     Total interest income             100,322       (112,481)      (12,159)             58,378          (98,433)     (40,055)
                                 -----------------------------------------------------------------------------------------------
Interest expense:
  Savings and NOW accounts              18,812        (20,305)       (1,493)             25,021          (29,240)      (4,219)
  Other time deposits                  (10,669)       (21,767)      (32,436)            (14,385)         (51,738)     (66,123)
  Short-term borrowings                 13,998         (3,326)       10,672               1,763          (21,194)     (19,431)
  Long-term borrowings                   4,634         (1,515)        3,119               5,853           (3,079)       2,774
                                 -----------------------------------------------------------------------------------------------
     Total interest expense             26,775        (46,913)      (20,138)             18,252         (105,251)     (86,999)
                                 -----------------------------------------------------------------------------------------------
Net interest income                   $ 73,547     ($  65,568)     $  7,979            $ 40,126        $   6,818     $ 46,944
                                 ===============================================================================================

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.
- - - - - ----------------------------------------------------------------------------

  The average yield on loans for 1993 was 9.75% on a taxable equivalent basis, representing a reduction of 48 basis points when compared with 1992. The most significant reduction was in the mortgage loans yield which decreased 106 basis points due to the origination and acquisition of a large portion of the portfolio during the current low interest rate scenario. The taxable equivalent yields on construction, commercial and consumer loans declined 41, 39 and 15 basis points, respectively, while the yield on lease financings rose five basis points.
  Average investment securities for 1993 totaled $4,010 million, an increase of $748.5 million from the average recorded in 1992. Most of this increase was in the U.S. Treasury securities portfolio, mainly due to the Corporation's strategy of moving funds to tax exempt assets whose yields were more attractive during the prevailing interest rate scenario. Other securities also rose, particularly as a result of the acquisition of several CMO during the year. Average investment securities for 1992 and 1991 were $3,262 million and $2,382 million, respectively. The taxable equivalent yield on investment securities decreased from 9.04% in 1992 to 6.53% in 1993. The decrease in yield resulted from the maturity, during the last quarter of 1992, of approximately $400 million in investment securities whose taxable equivalent yield exceeded 10%. These securities, acquired at the end of 1987, provided higher tax benefits to the Corporation since they were not subject to interest expense disallowance for regular income tax, based on the provisions of the Puerto Rico Income Tax Reform Act of 1987. In addition, the repricing and growth in the investment portfolio during a period of lower interest rates also led to the decline in yield.
  Average money market investment decreased $185.2 million in 1993, from $362 million in 1992 to $176.8 million. In 1991 these investments averaged $506.5 million. The yield on these securities also declined 34 basis points during the year.
  Average interest bearing liabilities were $8,097 million for 1993, an increase of 11.3% or $820 million from the average of $7,277 million for 1992. In 1991, these liabilities averaged $6,817 million. Total interest expense for 1993 decreased $20.1 million or 6.7% despite the increase in average interest bearing liabilities.
  Total deposits averaged $8,125 million in 1993, increasing $483.8 million or 6.3% from the 1992 average of $7,641 million. Average non-interest bearing deposits rose $165.1 million or 11.2%. Average interest bearing deposits grew $318.7 million or 5.2%. The increase in average deposits is principally related to the full-year effect of the acquisition of approximately $600 million in deposits from American Savings Bank of New York (American Savings) in June 1992, together with the acquisitions of deposits in New York and the Virgin Islands in 1993, as previously mentioned. Average deposits for 1991 were $7,198 million.
  The core deposit base of the Corporation increased substantially during the year. Average savings accounts grew $448.8 million or 22% and NOW, Super NOW and money market accounts rose $122.4 million or 12.8%. The average cost of these accounts decreased 58 and 71 basis points, respectively, as a result of revisions made to their pricing structure throughout 1993. Certificates of deposit decreased $258.8 million or 9.1%, particularly due to the shift of customers' funds from time deposits to savings and NOW accounts. The average cost of certificates of deposit declined 70 basis points from 4.50% in 1992 to 3.80% in 1993. Other time deposits remained stable during the year, showing an increase of only $6.2 million in their average balance, while their average cost declined 89 basis points to 4.13% in 1993. As a result of the

- - - - - ---------------------------------------------------------------------------------------------------------------------------------

TABLE F
OTHER OPERATING INCOME
                                                                        Year ended December 31,
- - - - - ---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                         1993         1992              1991             1990             1989
                                      -------------------------------------------------------------------------------------------
Service charges on deposit accounts        $   68,246    $ 63,064         $ 55,000          $36,031          $33,074
Other service fees:
  Credit card fees and discounts               16,818      16,795           15,268           11,447           10,805
  Other fees                                   27,054      25,696           24,066           17,336           12,230
Other income                                   11,644      18,324           18,064            6,051            3,441
                                      ------------------------------------------------------------------------------------------
      Total                                $  123,762    $123,879         $112,398          $70,865          $59,550
                                      ==========================================================================================
Other operating income
  to average assets                              1.16%       1.30%            1.26%            1.21%            1.05%
Other operating income
  to operating expenses                         30.02       33.76            32.51            30.87            28.72
- - - - - --------------------------------------------------------------------------------------------------------------------------------

above, the average cost of interest bearing deposits decreased 73 basis points, from 4.11% in 1992 to 3.38% in 1993.
    Average short-term borrowings increased $434.1 million. Most of this increase was in the subsidiary Bank due to higher balances of federal funds purchased and securities sold under agreements to repurchase. The rise in these borrowings resulted mainly from a higher volume of arbitrage activities. In addition, the average volume of commercial paper issued by the parent company rose $76.5 million. The average rate on short-term borrowings decreased 34 basis points, from 3.51% in 1992 to 3.17% in 1993.
    Long-term debt averaged $67.2 million more in 1993. The increase resulted from a higher amount of medium term notes issued to finance Spring's operations. The average cost of the long-term debt for 1993 was 6.74%, decreasing 70 basis points from the average cost of 7.44% for 1992.
    The average cost of funding earning assets decreased 59 basis points, reaching 2.83% compared with 3.42% in 1992 and 4.72% in 1991.

SECURITY AND TRADING GAINS
Beginning in the second quarter of 1992, the Corporation classifies investment securities which management believes may be sold prior to maturity for asset/liability management purposes, as securities available for sale. These securities are carried at the lower of cost or market value. At the end of 1993 these securities amounted to $714.6 million and the market value exceeded their cost by $19.2 million. Securities that are acquired to speculate with short-term price movements are carried in a separate trading account and are marked to market on a monthly basis.
    During 1993, the Corporation sold $83.2 million of the investment securities available for sale and $11.6 million of the investment securities for a gain of $0.9 million. During 1992, $43.1 million in investment securities were sold for a net gain of $0.2 million. Trading account activities for the year ended on December 31, 1993, resulted in profits of $0.6 million compared with profits of $0.4 million obtained in 1992.

OTHER OPERATING INCOME
Other operating income, which consists primarily of service charges on deposit accounts, credit card fees, other fee-based services and other revenues, decreased slightly from $123.9 million in 1992 to $123.8 million in 1993. In 1991, these revenues totaled $112.4 million.
    Service charges on deposit accounts, which represented 55% of the Corporation's other operating revenues, rose to $68.2 million for the year ended December 31, 1993, from $63.1 million in 1992 and $55 million in 1991. As a percentage of average deposits, service charges increased to 0.84% in 1993 from 0.83% in 1992 and 0.76% in 1991. The increase in service charges was primarily attributed to the implementation of a fee on automatic teller machines in the second quarter which contributed $2.5 million, an increase of $1.7 million in consumer checking accounts fees due to revisions made to their fee structure and to a higher customer base, and an increase of $0.6 million in service charges on commercial accounts. The increase in service charges on deposit accounts in 1992 was basically in commercial accounts as a result of the revisions made in their fee structure.
    Other service fees, which represented 35.4% of the total other operating income for the year, increased $1.4 million or 3.3%, from $42.5 million in 1992 to $43.9 million in 1993. This increase is mainly related to an increase of $1.0 million in credit life insurance fees due to a higher loan origination volume. The increase in other service fees in 1992 was mostly in credit cards, which grew $1.5 million, and in the fees realized by Spring.
    Other operating income for the period ended December 31, 1993, decreased $6.7 million from $18.3 million reported in 1992 to $11.6 million. During 1992, the Corporation realized a $4.4 million gain on the sale of $86 million on mortgage loans through a grantor trust. In addition, during 1993 the subsidiary Bank recorded adjustments totaling $2.6 million to reflect the reduction in the market value of the excess servicing recognized in 1992 upon the sale of mortgages previously mentioned. These adjustments resulted from higher than expected mortgage prepayments due to the declining interest rate scenario that prevailed in 1993. In 1991, other operating income was $18.1 million and included a gain of $3.1 million realized in the sale of leases through a grantor trust.
    As shown in Table F, this decrease had a direct effect on the ratio of other operating income to operating expenses which declined to 30.02% in 1993 from 33.76% in 1992. Also, the ratio of other operating income to average assets declined to 1.16% in 1993, compared with 1.30% in 1992 and 1.26% in 1991.

- - - - - ----------------------------------------------------------------------------------------------------------------------------

TABLE G
OPERATING EXPENSES
                                                                         Year ended December 31,
- - - - - ----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                         1993          1992              1991            1990            1989
                                       -------------------------------------------------------------------------------------
Salaries                                     $151,432      $134,709          $129,928       $ 92,910        $ 86,654
Pension and other benefits                     44,713        36,484            37,626         23,269          18,469
Profit sharing                                 19,766        17,041            13,080         15,143          12,309
                                       -------------------------------------------------------------------------------------
      Total personnel costs                   215,911       188,234           180,634        131,322         117,432
                                       -------------------------------------------------------------------------------------
Equipment expenses                             27,964        23,813            22,755         16,524          15,763
Professional fees                              27,302        22,558            19,254         16,114          13,763
Net occupancy expense                          26,085        25,442            22,497         12,205           9,717
Communications                                 18,203        17,048            17,377         12,172          11,369
Business promotion                             16,638        12,548            10,723          8,963           9,528
Amortization of intangibles                    16,176        14,888            13,687            384
Other taxes                                    15,996        14,608            13,049          9,788           7,832
Printing and supplies                           8,189         7,290             8,349          5,524           6,112
Other operating expenses:
  FDIC assessment                              17,802        16,372            15,007          5,809           3,744
  Transportation and travel                     3,554         3,136             3,150          2,151           2,440
  All other                                    18,456        21,008            19,256          8,607           9,676
                                       -------------------------------------------------------------------------------------
          Subtotal                            196,365       178,711           165,104         98,241          89,944
                                       -------------------------------------------------------------------------------------
          Total                              $412,276      $366,945          $345,738       $229,563        $207,376
                                       =====================================================================================

Personnel costs to average assets                2.02%         1.98%             2.02%          2.25%           2.07%
Operating expenses to average assets             3.86          3.85              3.86           3.93            3.65
Assets per employee (in millions)               $1.55         $1.44             $1.28          $1.29           $1.18
- - - - - ----------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
Total operating expenses for 1993 increased $45.3 million or 12.3%, reaching $412.2 million from $366.9 million in 1992. As a percentage of average assets, operating expenses have remained stable throughout the last three years, representing 3.86% in 1993, 3.85% in 1992 and 3.86% in 1991. Total operating expenses were $345.7 million during 1991. Table G presents a detail of operating expenses for the last five years.
    The increase of $45.3 million in total operating expenses is partially related to corporate growth and acquisitions, the recognition of the current year's expense for postretirement health benefits and the expenses related to the celebration of the subsidiary Bank's 100th anniversary. During the year, the operating expenses of Spring increased $3.4 million or 42%, primarily related to the opening of 17 branches. Also, the branches acquired from American Savings in June 1992 had additional expenses of approximately $2.8 million in 1993 and the expenses of the operations acquired during 1993 amounted to approximately $4 million.
    Personnel costs, which represent 52.4% of the total operating expenses for 1993, increased $27.7 million or 14.7%, compared with $188.2 million in 1992 and $180.6 million in 1991.
    The increase in personnel costs is mainly attributed to an increase of $16.7 million in salary expense. Salaries increased $4.1 million due to the aforementioned acquisitions and growth, $3.7 million due to the payment of a special bonus to employees on the subsidiary Bank's 100th anniversary and $3.1 million in incentive compensation. Also, annual merit increases contributed to the rise in salary expense.
    Full-time equivalent employees (FTE) amounted to 7,439 at December 31, 1993, up 474 from 6,965 at the end of 1992. The increase in FTE results mainly from 162 employees retained in the operations acquired in the Virgin Islands and an increase of 118 employees in the operations of Spring.
    Employee benefits, including profit sharing, rose $10.9 million to $64.4 million in 1993, compared with $53.5 million in 1992 and $50.7 million in 1991. This increase is primarily the result of an improvement in the subsidiary Bank's profitability ratios which led to a higher profit sharing expense by $2.7 million and to the recognition of the $5.2 million postretirement health benefit expense required by SFAS 106. Excluding the effect of SFAS 106, pension and other benefits increased $2.9 million which is related to a rise in social security tax due to the higher salary base, an increase in staff activities related to the subsidiary Bank's 100th anniversary, and an increase in staff trainings due to the Total Quality Management Program which began in late 1992.
    During the first quarter of 1993, the Corporation implemented the Statement of Financial Accounting Standard (SFAS) 106 "Employers Accounting for Postretirement Benefits other than Pensions". This new accounting standard requires that employers accrue the expected cost of retiree health care and other postretirement benefits, including the transition obligation which is the portion of future retiree benefit costs related to services already rendered by both active and retired employees up to the date of adoption of the statement. The Corporation elected to recognize the full transition obligation in 1993, as permitted by

- - - - - -------------------------------------------------------------------------------

SFAS 106, resulting in an expense of $22.7 million, net of taxes, which is presented in the financial statements as a cumulative effect of accounting changes. In addition, the Corporation recorded $5.2 million corresponding to the current portion of the expense related to the services rendered during 1993.
    All other operating expenses increased 9.9% to $196.4 million compared with $178.7 million during 1992. In 1991, these expenses totaled $165.1 million. The most significant increases were $4.2 million in equipment expenses, $4.7 million in professional fees and $4.1 million in business promotion.
    The increase in equipment expenses correspond to the additional investment in equipment, mostly electronic related, for the development of new products and services. During the year, the Corporation expanded significantly the installation of point of sales (POS) terminals throughout the island. Furthermore, an electronic payment service was introduced where customers can pay bills through the telephone. Business expansion and acquisitions also contributed to this increase.
    Professional fees also increased due to the above mentioned initiatives that resulted in higher legal fees, software costs and other consulting services.
    The increase in business promotion is due to the advertising campaigns initiated to support the new products being offered and the business expansion in New York, and to the expenses of the different activities associated with the celebration of the subsidiary Bank's 100th anniversary.
    Other captions showing increases were other taxes, mainly due to the increase in tax rates for property and municipal license tax in Puerto Rico, FDIC assessment, for the increase in deposit base, and amortization of intangibles, for the premiums paid on the acquired operations.

INCOME TAX EXPENSE
Effective January 1, 1993, the Corporation adopted SFAS 109. This standard requires an asset and liability approach to accounting for income taxes. The objective of SFAS 109 is to recognize the amount of taxes payable or refundable in the current year and to recognize deferred tax liabilities and/or assets for the future tax consequences of events that have been recognized in the financial statements or tax returns. The measurement of current and deferred tax liabilities or assets is based on the regular tax rates and provisions of the enacted tax laws. At the date of adoption of SFAS 109, the Corporation recorded a credit to income and a deferred tax asset of $28.9 million mainly due to alternative minimum tax credits and tax loss carryforwards that the Corporation had available. Prior to 1993, the Corporation determined its income tax provision under SFAS 96 whereby the income tax expense was basically the same as the Corporation's income tax liability.
    At December 31, 1993, the Corporation's net deferred tax asset amounted to $35.9 million. The Corporation recorded this deferred tax asset because, based on the available evidence, it is more likely than not that the asset will be realized.
    The income tax expense for the year ended December 31, 1993, amounted to $28.2 million compared with $14.3 million for the year before and $6.8 million in 1991. The effective tax rate rose to 21.30% from 14.24% in 1992. The increase of $13.9 million is directly related to a higher amount of pre-tax earnings and to the tax calculation methodology prescribed by SFAS 109, which is based on the regular tax rate. In 1991, the effective tax rate was 9.41% which was affected by tax losses realized on the sale of loans to less developed countries (LDC) acquired on the merger and by a higher amount of loan losses.
    The difference between the effective tax rates and the statutory rate, which in Puerto Rico is 42%, is primarily due to the interest income earned on certain investments and loans which is tax exempt, net of the related interest expense disallowance.
    Please refer to Note 21 of the Financial Statements for additional information on the deferred tax asset and the provision for income taxes.

BALANCE SHEET COMMENTS
Total assets at December 31, 1993, were $11,513 million, representing an increase of 15.1% over the 1992 level of $10,002 million. Total assets at December 31, 1991, amounted to $8,780 million. Average total assets for 1993 amounted to $10,684 million, compared with $9,529 million in 1992 and $8,944 million in 1991.
    Earning assets at December 31, 1993, amounted to $10,658 million compared with $9,236 million at December 31, 1992, and $8,033 million at December 31, 1991. Loans, which represented 59.6% of the total earning assets at year-end, amounted to $6,347 million compared with $5,252 million at the end of 1992 and $5,196 million at the same date of 1991. The increase in loans is principally due to a significant growth of $785.2 million or 99.3% in mortgage loans, as previously explained. Mortgage loans represented 24.8% of total loans as of December 31, 1993, compared with 15.1% in 1992. This rise should result in an improved credit quality on loans since, based on experience, the Corporation expects low levels of losses on its mortgage portfolio.
    Money market, investments and trading securities totaled $4,311 million at year-end compared with $3,984 million at the end of 1992, an increase of 8.2%. Investment securities totaled $4,045 million at the end of 1993 of which $714.6 million were carried at the lower of cost or market compared with $408.1 million at December 31, 1992.
    During the first quarter of 1994, SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities" will be implemented. This statement supersedes SFAS 12 and specifically addresses the accounting and reporting for certain investments in debt and equity securities. It requires depository institutions to divide their securities holdings among three categories: held-to-maturity, available-for-sale and trading securities. Those securities which management has the positive intent and ability to hold to maturity will be classified as held-to-maturity and will be carried at cost. Those that are bought and held principally for the purpose of selling them in the near term, will be classified as trading and will continue to be reported at fair value with unrealized gains and losses included in earnings. All other securities will be classified as available-for-sale and will be reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. As a result of the adoption of this statement, the Corporation estimates an increase in shareholders' equity of approximately $14.4 million, net of $4.8 million in deferred taxes.
    Other assets increased from $64.9 million at December 31, 1992, to $95.8 million at December 31, 1993, an increase of $30.9 million. As previously explained, during this year the Corporation adopted SFAS 109 which resulted in the recognition of a net deferred tax asset of $35.9 million as of December 31, 1993.

- - - - - ------------------------------------------------------------------------------------------------------------------------------------

TABLE H
LOANS AVERAGE BALANCES
                                                                            For the Year
- - - - - ------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                               1993             1992             1991               1990          1989
                                  --------------------------------------------------------------------------------------------------
Commercial, industrial and
   agricultural                          $2,203,304       $2,039,205       $2,037,960         $1,341,528     $1,191,335
Construction                                160,539          180,652          205,816             89,289         78,506
Lease financing                             339,309          273,882          286,388             36,333         19,143
Mortgage                                  1,169,881          764,175          649,564            340,156        278,560
Consumer                                  1,827,036        1,892,414        2,122,460          1,570,157      1,564,623
                                  --------------------------------------------------------------------------------------------------
   Total                                 $5,700,069       $5,150,328       $5,302,188         $3,377,463     $3,132,167
                                  ==================================================================================================

    On the liability side, total deposits increased $483.9 million or 6%, from $8,039 million at December 31, 1992, to $8,523 million at the same date of 1993. Total deposits as of December 31, 1991, amounted to $7,207 million. Accounting for this year's increase in deposits were $126 million in deposits acquired in New York on July 30, 1993, and $228.8 million acquired in Virgin Islands on September 30, 1993.
    Core deposits continued to grow reaching $6,954 million at December 31, 1993, compared with $6,295 million a year before. This rise was principally due to an increase of $234.1 million in non-interest bearing deposits and $421.5 million in savings accounts. NOW and money market accounts rose $99.1 million, while certificates of deposit of less than $100,000 decreased $95.9 million. Certificates of deposit of $100,000 and over decreased $174.8 million.
    Borrowings increased $907.6 million as compared with prior year. This rise is mainly due to an increase of $631.5 million in the amount of federal funds purchased and securities sold under agreements to repurchase due to the existence of profitable arbitrage opportunities. Also, the issuance of an additional $176.4 million in medium-term notes by BanPonce Financial to finance Spring's operations and an increase of $31.1 million in commercial paper, contributed to the rise in borrowings.
    Subordinated notes decreased $12 million from the $74 million outstanding balance as of December 31, 1992, due to the prepayment in December of 1993 of a 7.95% note which matured in 1994.
    Other liabilities increased from $132.5 million at the end of 1992 to $182.4 million at the same date in 1993, an increase of $49.9 million or 37.6%. This increase is primarily attributed to the recognition of the obligation under SFAS 106, which amounted to $42.7 million at December 31, 1993.
    The analysis of the Corporation's balance sheet components will focus on three major topics: Credit Risk Analysis, Asset and Liability Management and Stockholders' Equity.

CREDIT RISK ANALYSIS
CREDIT MANAGEMENT
The acceptance and management of credit risk is an integral part of the Corporation's business activities. The Corporation has established strict credit underwriting standards to monitor the loan granting process and the subsequent performance of the loan portfolio. The risk concentration is also closely monitored by the Corporation.
    The Corporation's Credit Review and Audit Division provides an independent and objective assessment of the loan portfolio's credit quality. This division also manages the credit rating system, the major credit risk monitoring tool, and tests the adequacy of the allowance for loan losses.
    During 1993, the commercial portfolio reflected a significant improvement in the level of delinquencies, charge-offs and recoveries. The Commercial Credit Administration Division closely monitors the compliance with the lending policies and procedures to assure the timely detection of problem loans and loss exposure risk. During 1994, a commercial credit training center will be established to continue enforcing the policies of maintaining a highly skilled and experienced staff and assuring the consistent application of sound credit standards.
    The emphasis of the Consumer Credit Area continues to be on credit quality. The delinquency and net credit losses on this portfolio have also improved considerably over the last two years. In addition, a shift in the consumer portfolio from an unsecured to a secured basis, primarily mortgage and cash-secured loans, has been achieved. For 1994, credit quality will continue to be emphasized through additional training and improved processing technology.
    The Corporation's credit risk is well balanced as its credit policies emphasize diversification among geographic areas, business and industry groups. The loan risk exposure is spread among individual consumers, small commercial loans and a diverse base of borrowers engaged in a wide variety of businesses. The Corporation has over 780,000 consumer loans and over 32,000 commercial lending relationships. Of these, only 21 relationships have loans outstanding over $10 million. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal and there are no LDC loans. The portfolio composition at the end of 1993 was as follows; 37% in commercial loans, 2% in construction loans, 30% in consumer loans, 25% in residential mortgage loans and 6% in lease financing as compared with 41%, 3%, 35%, 15%, and 6%, respectively, in 1992.
    The following risk concentration categories existed at year-end. Only those concentrations with portfolio totals in excess of the Corporation's stockholders'equity are presented.

- - - - - --------------------------------------------------------------------------------

Geographic Risk - The bulk of the Corporation's business activities and credit exposure is concentrated with customers in Puerto Rico. The Island's economic prospects are generally regarded as stable to improving and the Government of Puerto Rico and its instrumentalities are all investment-grade rated borrowers in the United States capital markets. However, the Corporation has been increasing its market outside of Puerto Rico, which now represents 18% of the Corporation's total assets. The Corporation operates the largest Hispanic bank branch network in the United States mainland with 30 branches in New York, one in Chicago and one in Los Angeles. It also operates eight branches in the U.S. and British Virgin Islands and continues to add geographic and business diversity through controlled acquisitions of other operations. Spring Financial, a consumer financial operation acquired in 1991, now has 58 branches in 14 states, primarily in the Mid-Atlantic Region. In addition, during 1993 the Corporation acquired several branches in New York and in the Virgin
    Islands. These acquisitions added $234 million in assets and $401.6 million in deposits to our operations outside of Puerto Rico. Furthermore, the Corporation has entered into a purchase agreement for the acquisition of Pioneer Bank in Chicago, with approximately $341 million in assets and $300 million in deposits. It has been the Corporation's philosophy of generally limiting its lending activities to projects and borrowers within its geographic regions. This has consistently resulted in acceptable credit quality.
Consumer Credit Risk - Consumer credit risk arises from exposures to credit card receivables, home mortgages, personal loans, and other installment credit facilities. At year-end, consumer and residential mortgage loans amounted to $1,872 million and $1,576 million, respectively, with $645 million in unused credit card lines. The lower charge-off amount for consumer credit loans in 1993 reflects the consistent application of good credit standards, plus enhanced collection systems. In 1994, management will direct the efforts to continue increasing the secured portion of the portfolio. At December 31, 1993, the secured consumer loan portfolio was $702.6 million or 38% of the total portfolio compared with 34% at December 31, 1992.
Industry Risk - Total commercial loans, including commercial real estate loans, amounted to $2,370 million at year-end. Commercial loans secured by real estate, consisting primarily of residential, owner-occupied and income producing properties, represented $894.2 million or 38% of the commercial portfolio. Construction loans amounted to $153.4 million at year end. During the last quarter of 1993 an uptick economic growth was confirmed.
    The real estate activity in the mainland reached impressive levels as compared with the economic environment of the last two years, when the slow economy seriously affected this market. The real estate in Puerto
    Rico has relative price stability and is expected to continue improving.
    The Corporation's objective for 1994 in this area is to continue to be highly selective in its underwriting of real estate-related credits. The non real estate-related portion of the commercial loan portfolio amounted to $1,476 million, with $1,140 million in unused commitments under lines of credit to commercial, industrial and agricultural concerns. Commercial and stand by letters of credit totalled $94.2 million at year-end. As mentioned previously, there are no significant concentrations in any one industry with a substantial portion of the customers having credit needs of less than $100,000. Furthermore, there is only a limited number of speculative and highly leveraged transactions in the commercial portfolio and no LDC loans.
Government Risk - As of year-end, $3,543 million of the investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government agencies and corporations. In addition, $82.1 million of residential mortgages and $142.1 million in commercial loans are insured or guaranteed by the U.S. Government or its agencies. Furthermore, there are $256.7 million of investment securities representing obligations of the Puerto Rico Government and political subdivisions thereof with another $126.9 million of loans issued to or guaranteed by these same entities.

LOANS
Loans at December 31, 1993 totaled $6,347 million, an increase of $1,095 million or 21% from prior year's total of $5,252 million. Total loans at December 31, 1991, amounted to $5,196 million. Most of the increase in loans is attributed to the mortgage loan portfolio which increased $785.2 million, from $790.8 million at December 31, 1992, to $1,576 million at the end of this year. Mortgage loans at December 31, 1991 totaled $683.5 million. Commercial, lease financing and consumer loan portfolios increased 11.1% or $236.2 million, 19.3% or $60.8 million and 1.7% or $31.7 million, respectively, as compared with the balances a year ago. However, the construction loans portfolio reflected a decline of $19 million or 11% as compared with the prior year.
    The increase in the mortgage loan portfolio was mainly due to the acquisition of approximately $358 million in mortgage loan portfolios in the New York operations and the high level of mortgage originations and refinancing activities in 1993 resulting from the low interest rate environment that has prevailed. Furthermore, mortgage loan figures include $54.8 million in loans acquired on September 30, 1993, as part of the operations acquired in the Virgin Islands. During 1993, a mortgage loan division was established in the subsidiary Bank's New York operations to continue pursuing the Corporation's strategy of increasing its share of mortgage-secured loans.
    The commercial loan portfolio consists primarily of commercial and industrial loans and commercial loans secured by real estate. At December 31, 1993, commercial loans, including commercial loans secured by real estate, amounted to $2,370 million, compared with $2,133 million a year ago and $1,996 million at the end of 1991. The rise in the commercial portfolio was primarily due to an improved economic environment that led to an increase of $104 million in the retail and middle market portfolio, and the strong marketing efforts directed to the origination of Government Guaranteed Loans. During 1993, these loans increased approximately $40 million, primarily loans guaranteed by the Small Business Administration (SBA). Also, $46.7 million in commercial loans were acquired in the purchased Virgin Island operations. Commercial loans to Fortune 500 and multinational corporations remained stable, totalling $652.3 million as of December 31, 1993, as compared with $647.3 million at the end of 1992.

- - - - - ----------------------------------------------------------------------------------------------------------------------------------

TABLE I
NON-PERFORMING ASSETS
                                                                          As of December 31,
- - - - - ----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                       1993               1992           1991              1990             1989
                                           ---------------------------------------------------------------------------------------
Commercial, industrial and
  agricultural                             $ 49,517          $ 62,662        $ 79,642         $ 61,328         $ 25,245
Construction                                  8,215             8,798           8,213            6,297            1,547
Lease financing                               4,429             4,752           5,449              405
Mortgage                                     14,363            11,532          10,374            5,581            1,918
Consumer                                     16,290            20,597          25,049
Renegotiated accruing loans                   5,643             8,380             520
Other real estate                            12,699            15,582           7,012            6,666            1,460
                                           ---------------------------------------------------------------------------------------
     Total                                 $111,156          $132,303        $136,259         $ 80,277         $ 30,170
                                           =======================================================================================
Accruing loans past-due
  90 days or more                          $ 15,505          $ 23,957        $ 32,658         $ 57,355         $ 28,162
                                           =======================================================================================
Non-performing assets to loans                 1.75%             2.52%           2.62%            1.50%            0.92%
Interest lost                              $  4,992          $  7,548        $ 10,983         $  6,869         $  3,771

Note:    The Corporation's policy is to place commercial and construction loans on non-accrual status if payments of principal or interest are past-due 60 days or more.  Lease financing receivables and conventional residential mortgage loans are placed on non-accrual status if payments are delinquent 90 days or more.  Closed-end consumer loans are placed on non-accrual when they become 90 days or more past-due and are charged-off when they are 120 days past-due.  Open-end consumer loans are not placed on non-accrual status and are charged-off when they are 180 days past-due. Prior to 1991, the Corporation continued
         to accrue interest on closed-end consumer loans until they were 120 days past-due, at which time they were sold for a percent of their balance and the difference charged-off.
- - - - - --------------------------------------------------------------------------------
      The lease financing portfolio amounted to $375.7 million as of December
31, 1993, compared with $314.9 million and $252.7 million as of December 31,
1992 and 1991, respectively.  The rise in the truck and vehicle sales in Puerto
Rico contributed to the growth in this loan category.
        It is expected that the commercial portfolio will continue to grow moderately during 1994 primarily in the following economic sectors: service industries, middle market and corporate loans, pre-export and export financing, and government guaranteed loans.  Furthermore, increases in loan demand are expected in the agricultural and tourism sectors.
      Consumer loans outstanding, which include personal, auto and boats, credit cards, reserve lines and student loans, amounted to $1,872 million at
December 31, 1993, compared with $1,841 million at year-end 1992 and $2,069 million as of December 31, 1991.  This growth reflects the acquisition of $29.8 million in consumer loans in the Virgin Islands and reflects also the effects of a slowly improving economy and the strong marketing efforts during the year.
As a percentage of the total loan portfolio, consumer loans represented 30% at the end of 1993 as compared with 35% and 40% as of December 31, 1992 and 1991, respectively.
      At the end of this year, the personal loan portfolio represented approximately 54% of the total consumer loan portfolio.  The personal loan portfolio was comprised of about 22% in mortgage secured loans, 10% with cash collateral and the remainder was unsecured.  Emphasis on secured personal loans during 1992 and 1993 increased the secured portion of the total personal loan portfolio to 32% at the end of 1993, from 20% in 1991.
        Auto and boat secured loans represent about 17% of the total consumer loan portfolio, and revolving credit (credit cards plus reserve lines of credit)
are 24%.  The remaining 5% is student loans and small dealer contracts.
        In 1994, credit quality will continue to be emphasized through additional training and improved processing technology.  Sustained advertising and promotions should spur growth in the personal loan and revolving credit portfolios despite a continuously cautious consumer and a reduced, but still high, consumerindebtedness.  Consumers have chosen to refinance home mortgages to cancel personal debts, also getting lower mortgage interest costs that are tax deductible.  Auto loans are expected to grow due to continued marketing efforts and strong auto sales.

NON-PERFORMING ASSETS
Non-performing assets of the Corporation consist of past due loans on which no interest income is being accrued, renegotiated loans, other real estate and in-substance foreclosed assets. Non-performing assets at December 31, 1993, totaled $111.2 million or 1.75% of loans. This represents a drop of $21.1 million or 16% from a year earlier when comparable amounts were $132.3 million or 2.52% of loans. Non-performing loans at December 31, 1993, were $92.8 million or 1.46% of loans, down $15.5 million from $108.3 million or 2.06% a year earlier. The allowance for loan losses as a percentage of non-performing assets rose to 120.04% as of December 31, 1993, from 83.68% at the same date of 1992.
        The reduction in non-performing assets was reflected mainly in the commercial non-performing loans which decreased $13.1 million or 21% due to the improved collection efforts of classified loans. Other non-performing loan categories in which reductions were observed were consumer non-performing loans, with a decrease of $4.3 million, and construction and lease financing which

- - - - - --------------------------------------------------------------------------------

decreased $0.6 million and $0.3 million, respectively. On the other hand, non-performing mortgage loans increased $2.8 million mainly due to the rise in the mortgage loan portfolio. The Corporation was able to reduce other real estate owned by $2.9 million through the successful efforts in the disposition of these properties. Table I presents the composition of non-performing assets by category at the end of 1993 and the previous four years.
    The Corporation reports its non-performing assets on a more conservative basis than most U.S. banks. The Corporation's policy is to place commercial loans on non-accrual status if payments of principal or interest are delinquent 60 days rather than the standard industry practice of 90 days. Lease financing receivables and conventional mortgage loans are placed on non-accrual status if payments are 90 days past-due. Closed-end consumer loans are placed on non-accrual status if payments are delinquent 90 days, in order to comply with Puerto Rico statutory requirements, and are charged-off against the allowance when delinquent 120 days. Open-end (revolving credit) consumer loans are charged-off if payments are delinquent 180 days. Certain loans which would be treated as non-accrual loans pursuant to the foregoing policy are treated as accruing loans if they are considered well secured and in the process of collection.
    Assuming the standard industry practice of placing commercial loans on non-accrual status at 90 days past-due and not categorizing the aforementioned closed-end consumer loans as non-accruing, the Corporation's non-performing assets at December 31, 1993, would have been $80.9 million or 1.27% of loans, and the allowance for loan losses would be 165.03% of non-performing assets.
At December 31, 1992, adjusted non-performing assets would have been $105.7 million or 2.01% of loans.
    Accruing loans that are contractually past-due 90 days or more as to principal or interest as of December 31, 1993, amounted to $15.5 million as compared with $24 million in 1992. Renegotiated loans at December 31, 1993, totaled $6.1 million of which $0.5 million were in non-accrual status. All renegotiated loans are classified as non-performing assets.
    Once a loan is placed on non-accrual status the interest previously accrued and uncollected is charged against current earnings and thereafter, income is recorded only to the extent of any interest collected. The interest income that would have been realized had these loans been performing in accordance with their original terms amounted to $5 million for 1993 compared with $7.5 million for 1992.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The Corporation maintains the allowance for possible credit losses at a level which is considered adequate to absorb the potential credit losses inherent in the portfolio. In determining the allowance for loan losses, management considers the risk characteristics of the loan portfolio, historical loan loss experience and the current and projected economic conditions. Based on this evalutation and the current level of net charge-offs, a provision for loans losses is recorded.
    The provision for loan losses for 1993 totaled $72.9 million, compared with $97.6 million in 1992 and $121.7 million in 1991. The reductions of $24.7 million or 25.3% as compared with prior year and $48.8 million or 40.1% as compared with 1991, were due to a reduced level of charge-offs in the portfolios as a result of the improvement in loan quality during the past two years. Net charge-offs for the year totaled $51.7 million or 0.91% of average loans, compared with $81.1 million or 1.58% in 1992 and $118.4 million or 2.23% in 1991.
    Net credit losses in the consumer portfolio reflected the major reduction. Consumer loans net charge-offs declined $19.4 million or 51.1%, from $37.9 million in 1992 to $18.5 million in 1993. In 1991, consumer loans net charge-offs amounted to $91.2 million. As a percentage of average consumer loans, net charge-offs amounted to 1.02% in 1993, compared with 2% in 1992 and 4.30% in 1991. Most of this decrease was experienced in the personal loan portfolio where net charge-offs decreased from $21.5 million or 2.28% of average loans in 1992 to only $5.7 million or 0.65% in 1993. In 1991 personal
loans' net charge-offs were $54.4 million or 4.81% of loans.   During 1993
delinquency and net losses on installment loans and credit cards continued declining considerably. This trend was the result of the consistent application of good credit standards through officer training and periodic lending reviews, plus enhanced collection systems.
    Commercial loan's net losses also reflected a reduction, decreasing $10.9 million or 31.9% during this year, from $34.1 million in 1992 to $23.2 million in 1993. This decrease was caused mainly by lower losses on the retail and middle market portfolios due to reduced bankruptcy levels and the implementation of improved collection systems. In 1993, commercial loans net charge-offs as a percentage of the average portfolio were 1.05% compared with 1.67% in 1992. In addition to the aforementioned reductions, lease financing net charge-offs decreased $0.9 million, while construction and mortgage net charge-offs rose $1.4 million and $0.4 million, respectively. The net charge-offs on the mortgage portfolio were recorded by Spring.
    Based on the improved loan quality and the expected improvement in the economic environment, it is expected that net loan losses for 1994 will continue decreasing.
    Notwithstanding the decrease in the provision for loan losses, the allowance for loan losses at December 31, 1993 totaled $133.4 million, representing 2.10% of total loans, compared with $110.7 million or 2.11% a year earlier and $94.2 million or 1.81% at year-end 1991. As a percentage of loans, the allowance remained basically the same as in 1992 due to the fact that the Corporation's loan quality has improved considerably and most of the increase in loans resulted in the mortgage sector where losses have historically been much lower. Broken down by major loan categories, the allowance for the last four years was as follows:

                           ALLOWANCE FOR LOAN LOSSES
                                AT DECEMBER 31,
                                 (In millions)

                      1993       1992      1991      1990
                      ----       ----      ----      ----
  Commercial      $   64.0    $  49.5    $34.4     $21.9
  Construction        10.6        6.5      3.5       3.2
  Lease financing      5.8        5.4      5.4       4.3
  Consumer            52.0       49.3     50.9      59.9
  Mortgage             1.0
                    ------------------------------------
                  $  133.4    $ 110.7    $94.2     $89.3
                    ====================================


                                      14

- - - - - -------------------------------------------------------------------------------------------------------------
TABLE J
ALLOWANCE FOR LOAN LOSSES AND SELECTED LOAN LOSSES STATISTICS

(Dollars in thousands)                        1993         1992        1991         1990       1989
- - - - - -------------------------------------------------------------------------------------------------------------
Balance at beginning of year            $   110,714   $   94,199  $   89,335   $   40,896 $   33,244
Allowance of acquired Corporation                                                  43,932
Other allowances purchased                    1,580                    1,556        1,786
Provision for loan losses                    72,892       97,633     121,681       53,033     42,603
                                        --------------------------------------------------------------
                                            185,186      191,832     212,572      139,647     75,847
                                        --------------------------------------------------------------
Losses charged to the allowance
  Commercial                                 29,501       37,700      24,849       12,578     12,974
  Construction                                3,060        1,887       2,450          587        125
  Lease financing                             9,150       10,139       4,316           20
  Mortgage                                      477
  Consumer                                   35,239       52,454      97,700       40,486     32,377
                                        --------------------------------------------------------------
                                             77,427      102,180     129,315       53,671     45,476
                                        --------------------------------------------------------------
Recoveries
  Commercial                                  6,279        3,577       4,300        1,414      7,234
  Construction                                  607          796                       50        801
  Lease financing                             2,081        2,169         154
  Mortgage                                       36
  Consumer                                   16,675       14,520       6,488        1,895      2,490
                                        --------------------------------------------------------------
                                             25,678       21,062      10,942        3,359     10,525
                                        --------------------------------------------------------------
Net loans charged-off                        51,749       81,118     118,373       50,312     34,951
                                        --------------------------------------------------------------
Balance at end of year                  $   133,437   $  110,714  $   94,199   $   89,335 $   40,896
                                        ==============================================================
Loans:
  Outstanding at year-end               $ 6,346,922   $5,252,053  $5,195,557   $5,365,917 $3,276,389
  Average                                 5,700,069    5,150,328   5,302,189    3,377,463  3,132,167

Ratios:
  Allowance for loan losses to year
   end loans                                   2.10%        2.11%       1.81%        1.66%      1.25%
  Recoveries to charge-offs                   33.16        20.61        8.46         6.26      23.14
  Net charge-offs to average loans             0.91         1.58        2.23         1.49       1.12
  Net charge-offs earnings coverage            3.96x        2.44x       1.64x        2.50x      3.15x
  Allowance for loan losses to net
   charge-offs                                 2.58         1.36        0.80         1.78       1.17
  Provision for loan losses to:
     Net charge-offs                           1.41         1.20        1.03         1.05       1.22
     Average loans                             1.28%        1.90%       2.29%        1.57%      1.36%
  Allowance to non-performing assets         120.04        83.68       69.13       111.28     135.55
- - - - - -------------------------------------------------------------------------------------------------------------

Table J summarizes the movement in the allowance for loan losses and presents selected loan losses statistics for the past five years. As can be seen from Table J, the Corporation continued strengthening its allowance position during 1993, improving its ratios of allowance to net charge-offs and non performing assets to 258% and 120.04%, respectively, at December 31, 1993.
    On May 1993 the Financial Accounting Standards Board issued SFAS 114, "Accounting by Creditors for Impairment of a Loan". SFAS 114 addresses the accounting by creditors for impairment of a loan by specifying how the allowance for loan losses related to certain loans should be determined. Under this standard a loan loss may be based on the present value of the loan's expected future cash flows discounted at the loan's effective interest rate, the loan's market price or the fair value of the collateral. If the loss is measured using a discounted present value, the subsequent increase in present value due to the passage of time will be reflected in the income statement either as an adjustment to the provision for loan losses or as interest income. If collateral value or market price of the loan is used to measure the impairment, a subsequent change in value is treated as an adjustment to the provision for loan losses. SFAS 114 is effective for fiscal years beginning after December 15, 1994. At this time, management has not estimated the effect of the adoption of this standard on the financial statements of the Corporation.

- - - - - ---------------------------------------------------------------------------------------------------------------------------

TABLE K
MATURITY DISTRIBUTION OF EARNING ASSETS
                                                                     As of December 31, 1993
- - - - - ---------------------------------------------------------------------------------------------------------------------------
                                                                           Maturities
                                                 ---------------------------------------------------------------
                                                     After one year
                                                   through five years                         After five years
                                                 ---------------------------------------------------------------
                                                        Fixed           Variable      Fixed         Variable
                                          One year      interest        interest     interest       interest
(In thousands)                            or less        rates            rates       rates          rates        Total
- - - - - ---------------------------------------------------------------------------------------------------------------------------
Money market securities                   $  262,692                                                           $   262,692
Investment and trading
  securities                               2,218,270    $1,635,127                   $  194,983                  4,048,380
Loans:
  Commercial                               1,218,908       373,103     $365,019         342,439     $223,476     2,522,945
  Lease financing                            120,765       253,364                        1,569                    375,698
  Consumer                                   611,395     1,113,012                      147,828                  1,872,235
Mortgage                                     142,804       514,184                      919,056                  1,576,044
                                        -----------------------------------------------------------------------------------
     Total                                $4,574,834    $3,888,790     $365,019      $1,605,875     $223,476   $10,657,994
                                        ===================================================================================

ASSET/LIABILITY MANAGEMENT
The Corporation manages its assets and liabilities to minimize the impact of volatile interest rates on net interest income. Changes in interest rates can affect the level and stability of earnings. Therefore, the structure of the balance sheet is monitored on a continuous basis to ensure that potential earnings volatility remains within predetermined guidelines established by the Board of Directors. The responsibility for protecting the level of the Corporation's earnings and maintaining potential variations within Board parameters resides with the Asset/Liability Committee (ALCO), which is comprised of senior officers.
    As specified in the Asset/Liability Management Policy, the ALCO's mandate is to maximize net interest income while maintaining risk within the guidelines detailed in the policy. A balanced position between rate sensitive assets and rate sensitive liabilities over the one year period is generally called for by the policy, although expected market opportunities occasionally occur and the ALCO may adjust the Corporation's asset/liability position to take advantage of them. Asset and liability mismatches are allowed only under policy guidelines and are monitored closely by the ALCO. In addition, positions assumed can be quickly adjusted if warranted by market conditions.
    The ALCO convenes monthly to review the Corporation's earnings, asset/liability position and current conditions in the financial markets, as well as to analyze and adopt strategies to accomplish the Committee's objectives. Monthly scenario analyses are run using a simulation model to measure the impact of changes in interest rates and proposed strategies on net interest income. The results from the monthly simulations help determine the optimum strategy to adopt.

LIQUIDITY
The objective of liquidity management is to ensure the Corporation's ability to fund the loan demands of customers, repay deposit withdrawals and maturities, and finance its operations. Since the cost of liquidity increases commensurately with its level, a main focus of liquidity management is maintaining adequate liquid assets and sources of funds at a reasonable cost.
    A substantial source of liquidity can be found in the Corporation's assets, enhanced by the quality of the investment portfolio and the Corporation's primary position in the local funds market. In addition, the Corporation has immediate access to the U.S. money and capital markets.
    The investment portfolio provides a significant source of liquidity to the Corporation. Liquid assets include those that can be readily converted into cash with minimal transaction costs or capital losses. The Corporation's securities available for sale, which totalled $714.6 million at December 31, 1993, represent a highly accessible source of liquidity since they can be sold in the secondary markets. In addition, the Corporation's investment securities portfolio at year-end totalled $3,331 million of which 75.5% represents high quality U.S. Treasury and Agency Securities, and 72% of these securities mature in one year or less. These securities can be financed easily in the money markets.
    The Corporation's loan portfolio is also an important source of liquidity as it generates a substantial amount of cash flows from payments of principal and interest. As of December 31, 1993, $2,094 million or 33% of the total loan portfolio was due within one year.
    A substantial core deposit base is one of the Corporation's most important sources of liquidity. These deposits include consumer and commercial demand deposits, savings deposits and time deposits under $100,000. Core deposits are more stable and reliable than institutional funds since they are not as sensitive to fluctuations in interest rates and market conditions. As of December 31, 1993, core deposits amounted to $6,954 million or 81.6% of total deposits, which represents an increase of 10.5% as compared with the balance at the end of year 1992. Certificates of deposit of

- - - - - -----------------------------------------------------------------------------------------------------------------------------

TABLE L
AVERAGE TOTAL DEPOSITS
                                                                         For the Year
- - - - - -----------------------------------------------------------------------------------------------------------------------------
(In thousands)                               1993            1992            1991             1990              1989
                                       --------------------------------------------------------------------------------------
Private demand                             $1,396,339     $1,265,230     $1,206,443        $  872,124       $  826,064
Public demand                                 235,323        201,218        172,722           144,867          149,972
Other non-interest bearing accounts             3,678          3,807          4,247             4,383            5,913
                                       --------------------------------------------------------------------------------------
     Non-interest bearing                   1,635,340      1,470,255      1,383,412         1,021,374          981,949
                                       --------------------------------------------------------------------------------------
Savings accounts                            2,492,845      2,044,037      1,629,806         1,055,410          994,163
NOW and money market accounts               1,078,075        955,654        767,984           433,989          367,750
                                       --------------------------------------------------------------------------------------
     Savings deposits                       3,570,920      2,999,691      2,397,790         1,489,399        1,361,913
                                       --------------------------------------------------------------------------------------
Certificates of deposit:
   Under $100,000                           1,053,515      1,125,653      1,184,350           768,584          744,006
   $100,000 and over                          498,093        511,585        633,126           629,472          586,250
   936                                      1,029,450      1,202,604      1,260,491           947,555          994,492
                                       --------------------------------------------------------------------------------------
     Certificates of deposit                2,581,058      2,839,842      3,077,967         2,345,611        2,324,748
                                       --------------------------------------------------------------------------------------
Public time                                   124,629        155,715        181,019           132,128           81,531
Other time                                    212,938        175,620        157,999            50,910           32,650
                                       --------------------------------------------------------------------------------------
     Other time deposits                      337,567        331,335        339,018           183,038          114,181
                                       --------------------------------------------------------------------------------------
     Interest bearing                       6,489,545      6,170,868      5,814,775         4,018,048        3,800,842
                                       --------------------------------------------------------------------------------------
       Total                               $8,124,885     $7,641,123     $7,198,187        $5,039,422       $4,782,791
                                       ======================================================================================


$100,000 and over amounted to 18.4% of total deposits and had the following maturity distribution at year-end:

                                     (In thousands)
             3 months or less         $1,206,188
             3 to 6 months               144,475
             6 to 12 months              113,190
             over 12 months              104,847
                                      ----------
                                      $1,568,700
                                      ==========

    Section 936 deposits comprise part of the Corporation's total deposit base and amounted to $975.5 million or 11.4% of total deposits as of December 31, 1993. To avoid undue reliance on 936 funds, the Corporation has established internal limits on the maximum amount allowed. Total Section 936 funds, including deposits and repurchase agreements, amounted to $1,766 million as of December 31, 1993, representing a 16.7% of total liabilities.
    During the past year, the U.S. Internal Revenue Code was amended as part of President William Clinton's economic program. Federal budget deficit reduction is a primary objective of the program and Section 936 of the Code was revised toward that goal. The revision basically reduced the tax credit associated with the section throughout a period of several years. Eligible corporations electing the credit may choose between a wage-based or income-based benefit. Under the wage-based method, the tax credit is 65% of total wages and benefits paid by the 936 corporations to their employees. Under the income-based method, in 1994 the tax benefit will be 60% of the credit under the previous law. In the subsequent four years, the income-based tax credit will be reduced by 5% annually to 40% of the previous law's credit. The Corporation believes that the amendments to the Code will not unduly affect the economy of Puerto Rico considering its gradual implementation and still significant benefits.
    To complement its liquidity and funding sources, on May 3, 1993, the Corporation and some of its subsidiaries had ordered effective a "shelf" registration filed with the Securities and Exchange Commission. Under this registration these entities may issue unsecured debt securities, which may be either senior or subordinated, and shares of preferred stock. The aggregate initial offering under this registration may not exceed $400 million or, in the case of debt securities, the equivalent thereof in one or more foreign currencies, including composite currencies. The amounts, terms and timing of offerings will be determined in the future when and as the corporations decide to sell debt securities and/or shares of preferred stock under the registration. In addition, at the beginning of 1994 the Corporation's subsidiary Bank became member of the Federal Home Loan Bank of New York. Through this membership, the Corporation has access to an additional source of long-term funds at attractive rates.

INTEREST RATE SENSITIVITY
The level of net interest income of most financial institutions is sensitive to fluctuations in interest rates. Since net interest income is the primary source of income for most financial institutions, management monitors very closely developments in the financial markets and their potential impact on profitability.
    The effect of changes in interest rates on net interest income depends upon the maturity, duration and repricing characteristics of the Corporation's assets and liabilities as well as the direction of interest rate movements. An asset sensitive position occurs when a higher volume of assets than liabilities matures or reprices within a specific time period while, on the other hand, a liability sensitive

- - - - - -----------------------------------------------------------------------------------------------------------------------------------

TABLE M
INTEREST RATE SENSITIVITY
                                                                     As of December 31, 1993
- - - - - -----------------------------------------------------------------------------------------------------------------------------------
                                                                       By Repricing Dates
                                        --------------------------------------------------------------------------------------------

                                                                       After        After
                                                         Within     three months  six months                Non-interest
                                              0-30       31-90      but within   but within    After one     bearing
(Dollars in thousands)                        days        days      six months    one year       year         funds       Total
- - - - - ------------------------------------------------------------------------------------------------------------------------------------
Assets:
Federal funds sold and
  securities purchased under
  agreements to resell                  $    247,333                                                                   $   247,333
Short-term interest bearing
deposits in other banks                       10,259  $    5,100                                                            15,359
Investment and trading securities            603,867     456,167   $ 424,762   $   791,120    $1,772,464                 4,048,380
Loans                                      1,825,122     201,536     274,611       381,098     3,664,555                 6,346,922
Other assets                                                                                                $  855,374     855,374
                                        --------------------------------------------------------------------------------------------
         Total                          $  2,686,581     662,803     699,373     1,172,218     5,437,019       855,374  11,513,368
                                        --------------------------------------------------------------------------------------------
Liabilities and equity:
Savings and NOW accounts*                  1,122,097                                           2,761,906                 3,884,003
Other time deposits                        1,049,423     635,504     404,323       252,172       448,375                 2,789,797
Short-term interest bearing liabilities      510,496     575,015     359,113        47,548       123,734                 1,615,906
Long-term interest bearing liabilities                         2      12,002            88       333,763                   345,855
Non-interest bearing deposits                                                                                1,848,859   1,848,859
Other non-interest bearing liabilities                                                                         183,753     183,753
Preferred stock of subsidiary
  Bank and stockholders' equity                                                                                845,195     845,195
                                        --------------------------------------------------------------------------------------------
     Total                                 2,682,016   1,210,521     775,438       299,808     3,667,778    $2,877,807 $11,513,368
                                        --------------------------------------------------------------------------------------------
Interest rate sensitive gap             $      4,565  $ (547,718)  $ (76,065)  $   872,410    $1,769,241
Cumulative interest rate
  sensitivity gap                       $      4,565  $ (543,153)  $(619,218)  $   253,192    $2,022,433
Cumulative sensitive gap to
  earning assets                               0.17%     (16.22%)    (15.29%)        4.85%        18.98%



*Now accounts are presented as repricing within 0-30 days. Savings accounts are included as repricing after one year as they have proved to be stable sources of funds that have not been subject to withdrawal, notwithstanding the changes in interest rates.
- - - - - -----------------------------------------------------------------------------------------------------------------------------------

position occurs when more liabilities than assets mature or reprice during a specific time period.
      When interest rates rise, an asset sensitive position will generally result in increased net interest income. In this environment, a greater amount of assets will reprice at a higher rate than liabilities, and therefore net interest income rises. Conversely, when rates decrease an asset sensitive position generally results in lower net interest income because a greater volume of assets will reprice at a lower rate than liabilities. A liability sensitive position is generally affected inversely by changes in interest rates. Rising rates increase the cost of funds more rapidly than interest income, while declining rates decrease the cost of funds more rapidly than interest income.
      The Corporation's interest rate risk position is detailed in Table M. As of December 31, 1993, the one-year cumulative gap was $253.2 million or 4.85% of earning assets as compared with a one-year cumulative negative gap of $511.9 million or 13.13% of earning assets in 1992. This change was due to an increase of $1,288 million in investment securities and $54.9 million in loans repricing within one year, partially offset by a rise of $656.1 million in short-term interest bearing liabilities also repricing within one year.

STOCKHOLDERS' EQUITY
The Corporation has a strong capital base which allows it to undertake new business initiatives and enhance its asset base.
      At December 31, 1993, stockholders' equity amounted to $834.2 million, an increase of $82.1 million or 10.9% from the balance of $752.1 million at December 31, 1992. The factors contributing to the growth in the capital position in 1993 were earnings' retention and the issuance of additional shares of common stock under the Dividend Reinvestment Plan which added $2.1 million to capital. The internal capital generation rate for this year was 10.08% as compared to 9.04% in 1992.
      The Corporation's capital for 1992 showed an increase in excess of the capital retention ratios because, in the last quarter of 1992, the Corporation offered subscription rights to stockholders

- - - - - ----------------------------------------------------------------------------------------------------------------------------

TABLE N
CAPITAL ADEQUACY DATA

                                                                       As of December 31,
- - - - - ----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                           1993        1992            1991            1990          1989
                                              ------------------------------------------------------------------------------
Risk-based capital
  Tier I capital                              $  786,686    $  722,082   $  598,034     $  567,653       $  375,807
  Supplementary (Tier II) capital                106,193       110,704      127,181        148,085           90,897
                                              ------------------------------------------------------------------------------
     Total capital                            $  892,879    $  832,786   $  725,215     $  715,738       $  466,704
                                              ==============================================================================
Risk-weighted assets
  Balance sheet items                         $6,150,749    $5,430,534   $5,240,345     $5,537,909       $3,897,743
  Off-balance sheet items                        250,102       177,172      191,927         82,205           70,523
                                              ------------------------------------------------------------------------------
     Total risk-weighted assets               $6,400,851    $5,607,706   $5,432,272     $5,620,114       $3,968,266
                                              ==============================================================================
Ratios:
  Tier I capital (minimum required - 4.00%)        12.29%        12.88%       11.01%         10.10%            9.47%
  Total capital (minimum required - 8.00%)         13.95         14.85        13.35          12.74            11.76
  Leverage ratio (minimum required - 3.00%)         6.95          7.26         6.64           6.34             6.34
  Equity to assets                                  7.42          7.02         6.83           6.98             6.23
  Tangible equity to assets                         6.29          5.66         5.46           6.87             6.23
  Equity to loans                                  13.91         12.99        11.52          12.07            11.30
  Internal capital generation rate                 10.08          9.04         6.64          11.60            11.35
- - - - - ----------------------------------------------------------------------------------------------------------------------------



for 2,321,317 shares of common stock. Shares unsubscribed for in the offering were expected to be sold to the public in an underwritten public offering. The subscription offering was oversubscribed by existing stockholders and the Corporation issued 2,458,740 shares which raised $57.6 million in additional capital.
  The Corporation exceeds the regulatory risk-based capital requirements for well capitalized institutions by wide margins, due to the high level of capital and the conservative nature of the Corporation's assets. Tier I capital to risk-adjusted assets ratio at December 31, 1993, was 12.29% while the total capital ratio was 13.95%, compared with 12.88% and 14.85%, respectively, at December 31, 1992. The Corporation's leverage ratio was 6.95% as of December 31, 1993, compared with 7.26% a year before. These ratios decreased slightly from prior year since assets grew at a faster pace than capital and the prepayment of subordinated notes during the year reduced the total capital. Table N shows capital adequacy information for the current and previous four years.
  The average tangible equity rose to $663.6 million as of December 31, 1993 from $531.8 million at December 31, 1992, an increase of $131.8 million or 24.8%. The tangible equity to assets ratio also increased from 5.66% for 1992 to 6.29% for 1993. At the end of 1993 total tangible equity rose to $701.4 million from $619.2 million a year ago.
  Book value per share at December 31, 1993, was $25.49, compared with $23.03 at the end of 1992. The market value of the Corporation's stock at the end of 1993 was $31.50 representing a market capitalization of $1,031 million compared with $987.8 million a year ago when the market value of the stock was $30.25.

COMMON STOCK
The Corporation's common stock is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbol BPOP. Table O shows the range of market quotations and cash dividends declared for each quarter during the last five years. All the per share data presented has been adjusted to reflect a stock split effected in the form of a dividend on April 3, 1989, of one share for each share outstanding.
    The Corporation has a Dividend Reinvestment Plan for its stockholders. This plan offers the stockholders the opportunity to automatically reinvest their dividends in shares of common stock at a 5% discount from the average market price at the time of issuance. During 1993, 77,559 shares were issued under the Plan, adding $2.1 million to capital. A total of 459,400 shares have been issued under this plan since its inception in 1989, contributing with $9.1 million in additional capital.

DIVIDENDS
Dividends declared during 1993 amounted to $29.4 million compared with $24.6 million in 1992. This increase is mainly the result of a higher volume of average shares outstanding due to the shares issued on the subscription offering in November 1992, and the additional shares issued under the Dividend Reinvestment Plan. In addition, effective on October 1, 1993, and following its policy of maintaining a dividend payout ratio close to 30%, the Corporation increased its quarterly dividend from $0.20 to $0.25 per share.
    The dividend payout ratio for the year decreased to 25.39% as a result of the growth in net earnings of the Corporation. However, the dividend increase in the fourth quarter of 1993 raised the dividend payout ratio for the quarter to 28.97%.

INFLATION ACCOUNTING
The Statement of Financial Accounting Standards (SFAS) 89 makes optional the disclosure of supplementary information on the effects of inflation.


- - - - - -----------------------------------------------------------------------------------------------------------------------------------
TABLE O
STOCK PERFORMANCE
                                                         Cash           Book                     *
                                  Market Price         Dividends        Value     Dividend                   Price/       Market/
                              ------------------       Declared          Per       Payout     Dividend      Earnings        Book
                                High        Low        Per Share        Share      Ratio       Yield         Ratio         Ratio
- - - - - ----------------------------------------------------------------------------------------------------------------------------------
   1993                                                                $25.49       25.39%       2.97%        9.42x       123.58%
1st quarter                  $  31 1/4    $ 26 1/2       $.20
2nd quarter                     28 1/4      24 3/8        .20
3rd quarter                     30 1/4      26 1/2        .25
4th quarter                     32 1/4      29 3/4        .25

   1992                                                                 23.03       28.33        3.12        10.83        131.35
1st quarter                  $ 25 1/2     $ 18 3/4       $.20
2nd quarter                    27 3/4       24            .20
3rd quarter                    27 3/4       24 1/2        .20
4th quarter                    30 1/4       24 1/2        .20

   1991                                                                 21.00       34.13        4.18         8.96         91.67
1st quarter                  $ 17 1/2     $ 14 3/4       $.20
2nd quarter                    19 7/8       16 3/4        .20
3rd quarter                    18 1/2       16 1/2        .20
4th quarter                    19 1/2       17            .20

   1990                                                                 19.67       25.33        4.41         5.08         81.34
1st quarter                  $ 22         $ 19           $.20
2nd quarter                    19 3/4       18 1/2        .20
3rd quarter                    19 1/2       14 3/4        .20
4th quarter                    16 7/8       14 1/4        .20

   1989                                                                 18.76       28.14        3.83         7.66       114.61
1st quarter                  $ 19 3/8       17 3/4       $.20
2nd quarter                    20 1/4       19 1/2        .20
3rd quarter                    25 1/2       19 1/4        .20
4th quarter                    25 1/2       17 3/4        .20



*Based on the average high and low market price for the four quarters.
- - - - - ------------------------------------------------------------------------------------------------------------------------------------

    The Corporation has decided not to prepare the supplementary data for the following reasons:
    - The impact of inflation on the banking industry differs significantly from that on industries that require a higher proportion of investment in fixed assets. Our asset and liability structure is composed mainly of monetary assets and liabilities.
    - Changes in interest rates that may significantly impact the Corporation's earnings do not necessarily move in the same direction or in the same magnitude as the prices of other goods and services.
    - Information included in this annual report such as Interest Variance Analysis, Interest Rate Sensitivity Table, Average Balance Sheet, Summary of Net Interest Income and the market value disclosures required by SFAS 107, provides more insight as to the effects on the Corporation of changes in interest rates than the supplementary data on inflation accounting.

- - - - - ----------------------------------------------------------------------------------------------------------------------------

STATISTICAL SUMMARY 1989-1993
STATEMENTS OF CONDITION                                                                                 BANPONCE CORPORATION

- - - - - ----------------------------------------------------------------------------------------------------------------------------

                                                                               As of December 31,
- - - - - ----------------------------------------------------------------------------------------------------------------------------
(In thousands)                                      1993            1992            1991            1990            1989
                                              ------------------------------------------------------------------------------
ASSETS
Cash and due from banks                          $ 368,837         $ 325,497      $ 311,384      $ 347,619        $ 272,194
                                              ------------------------------------------------------------------------------
Money market investments:
  Federal funds sold and securities
    and mortgages purchased under
    agreements to resell                           247,333           234,163        139,530        288,036          244,330
  Time deposits with other banks                    15,100            50,100        340,100        644,938          639,065
  Bankers' acceptances                                 259               858          1,703          2,369            1,270
                                              ------------------------------------------------------------------------------
                                                   262,692           285,121        481,333        935,343          884,665
                                              ------------------------------------------------------------------------------
Investment securities at cost                    3,330,798         3,290,440      2,354,009      1,917,144        1,301,125
                                              ------------------------------------------------------------------------------
Investment securities available for sale
  at lower of cost or market value                 714,565           408,127
                                              ------------------------------------------------------------------------------
Trading account securities                           3,017               283          1,657            875            7,741
                                              ------------------------------------------------------------------------------
Loans                                            6,655,072         5,614,724      5,575,976      5,798,072        3,536,446
  Less- Unearned income                            308,150           362,671        380,419        432,155          260,057
     Allowance for loan losses                     133,437           110,714         94,199         89,335           40,896
                                              ------------------------------------------------------------------------------
                                                 6,213,485         5,141,339      5,101,358      5,276,582        3,235,493
                                              ------------------------------------------------------------------------------
Premises and equipment                             298,089           260,330        253,054        235,830          122,001
Other real estate                                   12,699            15,582          7,012          6,748            1,460
Customers' liabilities on acceptances                1,392             1,830          1,691          3,059            2,829
Accrued income receivable                           79,285            76,008         59,027         59,106           57,344
Other assets                                        95,763            64,890         71,026         68,267           38,409
Intangible assets                                  132,746           132,880        138,731        133,051
                                              ------------------------------------------------------------------------------
                                              $ 11,513,368      $ 10,002,327    $ 8,780,282    $ 8,983,624      $ 5,923,261
                                              ==============================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits:
     Non-interest bearing                      $ 1,848,859       $ 1,614,806    $ 1,499,352    $ 1,455,785      $ 1,127,991
     Interest bearing                            6,673,799         6,423,905      5,707,766      5,966,926        3,798,313
                                              ------------------------------------------------------------------------------
                                                 8,522,658         8,038,711      7,207,118      7,422,711        4,926,304
   Federal funds purchased and securities
     sold under agreements to repurchase           951,733           665,222        449,114        394,148          464,042
   Other short-term borrowings                     664,173           206,882        143,724        181,317            9,068
   Notes payable                                   253,855            90,062         73,752          8,018            2,245
   Senior debentures                                30,000            30,000         30,000         30,000
   Acceptances outstanding                           1,392             1,830          1,691          3,059            2,829
   Other liabilities                               182,362           132,501        138,065        250,487           92,966
                                              ------------------------------------------------------------------------------
                                                10,606,173         9,165,208      8,043,464      8,289,740        5,497,454
                                              ------------------------------------------------------------------------------
  Subordinated notes                                62,000            74,000         94,000         94,000           50,000
                                              ------------------------------------------------------------------------------
  Preferred stock of subsidiary Bank                11,000            11,000         11,000         11,000
                                              ------------------------------------------------------------------------------
Stockholders' equity
  Common stock                                     196,395           195,929        180,563        179,655          100,187
  Surplus                                          386,622           361,982        287,539        276,049          210,594
  Retained earnings                                208,607           150,208        110,287         93,180           57,883
  Capital reserves                                  42,571            44,000         53,429         40,000            7,143
                                              ------------------------------------------------------------------------------
                                                   834,195           752,119        631,818        588,884          375,807
                                              ------------------------------------------------------------------------------
                                              $ 11,513,368      $ 10,002,327    $ 8,780,282    $ 8,983,624      $ 5,923,261
                                              ==============================================================================

- - - - - -----------------------------------------------------------------------------------------------------------------------------
 STATISTICAL SUMMARY 1989-1993
 STATEMENTS OF INCOME                                                                                  BANPONCE CORPORATION
- - - - - -----------------------------------------------------------------------------------------------------------------------------
                                                                         For the year ended December 31,
- - - - - -----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share information)          1993             1992            1991            1990          1989
                                                  ---------------------------------------------------------------------------
INTEREST INCOME:
Loans                                               $549,388        $518,074         $579,463        $395,797      $363,925
Money market investments                               6,434          14,414           33,590          37,571       105,736
Investment securities                                215,944         207,642          181,413         131,911        88,125
 Trading account securities                              370             224              477             528           487
                                                  ---------------------------------------------------------------------------
    Total interest income                            772,136         740,354          794,943         565,807       558,273
Less - Interest expense                              280,008         300,135          387,134         281,561       302,747
                                                  ---------------------------------------------------------------------------
    Net interest income                              492,128         440,219          407,809         284,246       255,526
Provision for loan losses                             72,892          97,633          121,681          53,033        42,603
                                                  ---------------------------------------------------------------------------
    Net interest income after provision
     for loan losses                                 419,236         342,586          286,128         231,213       212,923
Gain on sale of securities                               864             242           18,617              64         1,969
Trading account profit                                   554             383              759              27           560
All other operating income                           123,762         123,879          112,398          70,865        59,550
                                                  ---------------------------------------------------------------------------
                                                     544,416         467,090          417,902         302,169       275,002
                                                  ---------------------------------------------------------------------------
OPERATING EXPENSES:
Personnel costs                                      215,911         188,234          180,634         131,322       117,433
All other operating expenses                         196,365         178,711          165,104          98,241        89,943
                                                  ---------------------------------------------------------------------------
                                                     412,276         366,945          345,738         229,563       207,376
                                                  ---------------------------------------------------------------------------
Income before tax, dividends on preferred
   stock of subsidiary Bank and cumulative
   effect of accounting changes                      132,140         100,145           72,164          72,606        67,626
Income tax                                            28,151          14,259            6,793           9,240        11,456
                                                  ---------------------------------------------------------------------------
Income before dividends on preferred
   stock of subsidiary Bank and cumulative
   effect of accounting changes                      103,989          85,886           65,371          63,366        56,170
Dividends on preferred stock of
   subsidiary Bank                                       770             770              807
                                                  ---------------------------------------------------------------------------
Income before cumulative effect of
   accounting changes                                103,219          85,116           64,564          63,366        56,170
Cumulative effect of accounting changes                6,185
                                                  ---------------------------------------------------------------------------
NET INCOME                                          $109,404        $ 85,116         $ 64,564        $ 63,366      $ 56,170
                                                  ===========================================================================
EARNINGS PER SHARE*
   Before effect of accounting changes                 $3.16           $2.79            $2.15           $3.15         $2.81
                                                  ===========================================================================
   Net income                                          $3.35           $2.79            $2.15           $3.15         $2.81
                                                  ===========================================================================
DIVIDENDS DECLARED:
Cash dividends per share outstanding                   $0.90           $0.80            $0.80           $0.80         $0.80
                                                  ===========================================================================

*The average number of shares outstanding during each year was adjusted to reflect a stock split effected in the form of a stock dividend on April 3, 1989. Accordingly, the average shares used in the computation of earnings and cash dividend per share were 32,701,236 for 1993; 30,461,494 for 1992; 30,035,601 for 1991; 20,116,970 for 1990, and 20,014,013 for 1989.

- - - - - ------------------------------------------------------------------------------------------------------------------------------

STATISTICAL SUMMARY 1991-1993                                                                            BANPONCE CORPORATION
QUARTERLY FINANCIAL DATA

- - - - - ------------------------------------------------------------------------------------------------------------------------------

                                                   1993                                       1992
- - - - - ---------------------------------------------------------------------------------------------------------------------
                                FOURTH       THIRD      SECOND      FIRST     Fourth     Third    Second      First
                                QUARTER     QUARTER     QUARTER    QUARTER    Quarter   Quarter   Quarter    Quarter
- - - - - ---------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
(In thousands, except per
share information)
Net interest income            $126,490    $125,174    $122,703   $117,761   $115,514  $112,093  $107,912   $104,700
Provision for loan losses        14,737      17,442      19,166     21,547     23,043    24,333    26,237     24,020
Non-interest income              34,000      30,178      31,905     28,233     29,208    30,783    34,137     30,134
Gain (loss) on sale of
  securities                                    332          86        446         58        10       (36)       210
Non-interest expense            107,462     101,436     100,524    102,854     95,080    93,626    91,718     86,521
Income taxes                      9,875       8,459       7,306      2,511      3,415     3,536     3,022      4,286
Dividends on preferred
  stock of subsidiary
  Bank                              192         193         192        193        192       193       192        193

Cumulative effect of
  accounting changes                                                 6,185
                               -------------------------------------------------------------------------------------
Net income                     $ 28,224    $ 28,154    $ 27,506   $ 25,520   $ 23,050  $ 21,198  $ 20,844   $ 20,024
                               =====================================================================================
Net income per share
  before cumulative effect
  of accounting changes        $   0.87    $   0.86    $   0.84   $   0.59   $   0.73  $   0.71  $   0.69   $   0.66
                               -------------------------------------------------------------------------------------
  Net income per share         $   0.87    $   0.86    $   0.84   $   0.78   $   0.73  $   0.71  $   0.69   $   0.66
                               -------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
(In millions)
Total assets                   $ 11,374    $ 10,855    $ 10,472   $ 10,017   $  9,991  $  9,804  $  9,172   $  9,138
Loans                             6,219       5,849       5,466      5,254      5,211     5,078     5,153      5,160
Interest earning assets          10,543      10,064       9,693      9,264      9,245     9,033     8,437      8,397
Deposits                          8,426       8,074       8,005      7,992      7,940     7,844     7,446      7,330
Interest bearing liabilities      8,612       8,249       7,946      7,569      7,610     7,546     6,979      6,967
                               -------------------------------------------------------------------------------------
SELECTED RATIOS
Return on assets                   0.98%       1.03%       1.05%      1.03%      0.92%     0.86%     0.91%      0.88%
Return on equity                  13.59       13.90       14.09      13.60      12.85     12.60     12.83      12.60

                                                   1991
- - - - - --------------------------------------------------------------------------
                               Fourth       Third      Second     First
                               Quarter     Quarter     Quarter    Quarter
- - - - - --------------------------------------------------------------------------
SUMMARY OF OPERATIONS
(In thousands, except per
share information)
Net interest income            $101,254    $103,292    $103,561    $99,702
Provision for loan losses        30,227      33,771      37,899     19,783
Non-interest income              33,806      28,814      25,968     24,568
Gain (loss) on sale of
  securities                     12,001       5,818         553        246
Non-interest expense             95,235      83,779      82,062     84,663
Income taxes                      1,540       3,129         (45)     2,169
Dividends on preferred
  stock of subsidiary
  Bank                              192         192         197        226

Cumulative effect of
  accounting changes
                               ---------------------------------------------
Net income                     $ 19,867    $ 17,053    $  9,969    $17,675
                               =============================================

Net income per share
  before cumulative effect
  of accounting changes        $   0.66    $   0.57    $   0.33    $  0.59
                               ---------------------------------------------
Net income per share           $   0.66    $   0.57    $   0.33    $  0.59
                               ---------------------------------------------
SELECTED AVERAGE BALANCES
(In millions)
Total assets                   $  9,046    $  8,820    $  9,010    $ 8,900
Loans                             5,305       5,333       5,266      5,304
Interest earning assets           8,256       8,078       8,269      8,194
Deposits                          7,233       7,103       7,151      7,307
Interest bearing liabilities      6,848       6,686       6,924      6,809
                               --------------------------------------------
SELECTED RATIOS
Return on assets                   0.87%       0.77%       0.44%      0.81%
Return on equity                  12.64       10.99        6.60      12.04

STATISTICAL SUMMARY 1989-1993
AVERAGE BALANCE SHEET AND SUMMARY OF NET INTEREST INCOME
- - - - - ------------------------------------------------------------------------------------------------------------------------------------
ON A TAXABLE EQUIVALENT BASIS*
- - - - - ------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                  1993                                     1992
- - - - - ------------------------------------------------------------------------------------------------------------------------------------
                                                          AVERAGE                  AVERAGE         Average                 Average
                                                          BALANCE    INTEREST        RATE          Balance    Interest      Rate
- - - - - ------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:

   Federal funds sold and securities and
    mortgages purchased under agreements
    to resell                                           $   117,095   $  4,115       3.51%         $  144,539  $  5,209     3.60%
   Time deposits with other banks                            58,853      2,259       3.84             215,970     9,093     4.21
   Bankers' acceptances                                         871         60       6.89               1,496       112     7.49
                                                        ----------------------------------------------------------------------------
      Total money market investments                        176,819      6,434       3.64             362,005     4,414     3.98
                                                        ----------------------------------------------------------------------------
   U.S. Treasury securities                               2,985,634    202,695       6.79           2,443,267   226,038     9.25
   Obligations of other U.S. Government
    agencies and corporations                               274,821     18,033       6.56             317,152    27,838     8.78
   Obligations of Puerto Rico, States and
    political subdivisions                                  227,784     14,253       6.26             212,762    19,345     9.09
   Other                                                    522,216     26,944       5.16             288,818    21,780     7.54
                                                        ----------------------------------------------------------------------------
      Total investment securities                         4,010,455    261,925       6.53           3,261,999   295,001     9.04
                                                        ----------------------------------------------------------------------------
Trading account securities                                    7,319        449       6.13               5,649       303     5.36
                                                        ----------------------------------------------------------------------------
Loans (net of unearned income)                            5,700,069    555,671       9.75           5,150,328   526,902    10.23
                                                        ----------------------------------------------------------------------------
      Total interest earning assets/
        Interest income                                   9,894,662   $824,479       8.33%          8,779,981  $836,620     9.53%
                                                        ----------------------------------------------------------------------------
      Total non-interest earning assets                     789,091                                   748,537
                                                        ----------------------------------------------------------------------------
      TOTAL ASSETS                                      $10,683,753                                 9,528,518
                                                        ============================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
   Savings and NOW accounts                             $ 3,570,920   $107,454       3.01%         $2,999,691  $108,945     3.63%
   Other time deposits                                    2,918,625    111,994       3.84           3,171,177   144,430     4.55
   Short-term borrowings                                  1,337,970     42,392       3.17             903,903    31,711     3.51
   Mortgages and notes payable                              195,522     12,801       6.55             116,695     8,245     7.07
   Subordinated notes                                        73,967      5,367       7.26              85,585     6,804     7.95
                                                        ----------------------------------------------------------------------------
      Total interest bearing liabilities/
        Interest expense                                  8,097,004    280,008       3.46           7,277,051   300,135     4.12
                                                        ----------------------------------------------------------------------------
      Total non-interest bearing liabilities              1,782,748                                 1,571,477
                                                        ----------------------------------------------------------------------------
      Total liabilities                                   9,879,752                                 8,848,528
                                                        ----------------------------------------------------------------------------
   Preferred stock of subsidiary Bank                        11,000                                    11,000
                                                        ----------------------------------------------------------------------------
Stockholders' equity                                        793,001                                   668,990
                                                        ----------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $10,683,753                                $9,528,518
                                                        ============================================================================
Net interest income on a taxable
  equivalent basis                                                    $544,471                                 $536,485
                                                        ----------------------------------------------------------------------------
Interest expense to earning assets                                                   2.83%                                  3.42%
                                                        ----------------------------------------------------------------------------
Net interest yield                                                                   5.50%                                  6.11%
                                                        ============================================================================
      Effect of the taxable equivalent adjustment                       52,343                                   96,266
                                                        ----------------------------------------------------------------------------
Net interest income per books                                         $492,128                                 $440,219
                                                        ============================================================================

*Shows the effect of the tax exempt status of some loans and investments on their yield. A 42% tax rate was used for 1993 through 1989. The computation considers the interest expense disallowance as required by the Tax Reform Act enacted in 1987. This adjustment is shown in order to compare the yields of the tax exempt, and taxable assets on a taxable basis.

Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance Corporation's policy.

        ------------------------------------------------------------------------------------------------------------

                                                                                               BANPONCE CORPORATION

        ------------------------------------------------------------------------------------------------------------

        ------------------------------------------------------------------------------------------------------------
                   1991                                 1990                                1989
        ------------------------------------------------------------------------------------------------------------
        Average                Average       Average               Average     Average                Average
        Balance   Interest       Rate        Balance   Interest     Rate       Balance   Interest       Rate
- - - - - --------------------------------------------------------------------------------------------------------------------

     $   76,095   $  4,448      5.85%     $  138,701   $ 11,476     8.27%      $ 178,319   $ 16,732      9.38%
        427,536     28,886      6.76         308,904     25,970     8.41         915,426     87,878      9.60
          2,848        256      8.99           1,217        125    10.27          11,736      1,125      9.59
- - - - - --------------------------------------------------------------------------------------------------------------------
        506,479     33,590      6.63         448,822     37,571     8.37        1,105,481   105,735      9.56
- - - - - --------------------------------------------------------------------------------------------------------------------
      1,596,986    179,103     11.22         944,804    109,116    11.55          562,051    63,876     11.36

        332,002     32,241      9.71         411,257     48,387    11.77          285,782    34,937     12.23

        212,180     22,243     10.48         146,874     15,395    10.48          141,564    14,316     10.11
        241,064     19,328      8.02         123,509     11,689     9.46           85,354     9,278     10.87
- - - - - --------------------------------------------------------------------------------------------------------------------
      2,382,232    252,915     10.62       1,626,444    184,587    11.35        1,074,751   122,407     11.39
- - - - - --------------------------------------------------------------------------------------------------------------------
          8,295        650      7.84           9,209        705     7.66            6,401       677     10.58
- - - - - --------------------------------------------------------------------------------------------------------------------
      5,302,189    589,520     11.12       3,377,463    403,005    11.93        3,132,167   370,044     11.81
- - - - - --------------------------------------------------------------------------------------------------------------------
      8,199,195   $876,675     10.69%      5,461,938   $625,868    11.46%       5,318,800  $598,863     11.26%
- - - - - --------------------------------------------------------------------------------------------------------------------
        745,162                              374,811                              358,181
- - - - - --------------------------------------------------------------------------------------------------------------------
     $8,944,357                           $5,836,749                           $5,676,981
====================================================================================================================

     $2,397,790   $113,165      4.72%     $1,489,399   $ 71,848     4.82%      $1,361,913  $ 65,089      4.78%
      3,416,985    210,552      6.16       2,528,649    185,251     7.33        2,438,929   196,385      8.05
        855,702     51,142      5.98         252,695     20,037     7.93          423,143    37,838      8.94
         52,310      3,965      7.58           4,486        285     6.35            2,598       140      5.39
         94,000      8,310      8.84          50,000      4,140     8.28           38,082     3,295      8.65
- - - - - --------------------------------------------------------------------------------------------------------------------

      6,816,787    387,134      5.68       4,325,229    281,561     6.51        4,264,665   302,747      7.10
- - - - - --------------------------------------------------------------------------------------------------------------------
      1,505,929                            1,103,909                            1,058,472
- - - - - --------------------------------------------------------------------------------------------------------------------
      8,322,716                            5,429,138                            5,323,137
- - - - - --------------------------------------------------------------------------------------------------------------------
         11,000
- - - - - --------------------------------------------------------------------------------------------------------------------
        610,641                              407,611                              353,844
- - - - - --------------------------------------------------------------------------------------------------------------------
     $8,944,357                           $5,836,749                           $5,676,981
====================================================================================================================
                  $489,541                             $344,307                            $296,116
                                4.72%                               5.16%                                5.69%
- - - - - --------------------------------------------------------------------------------------------------------------------
                                5.97%                               6.30%                                5.57%
====================================================================================================================
                    81,732                               60,061                              40,590
- - - - - --------------------------------------------------------------------------------------------------------------------
                  $407,809                             $284,246                            $255,526
====================================================================================================================

- - - - - --------------------------------------------------------------------------------

GLOSSARY OF TERMS

- - - - - --------------------------------------------------------------------------------

936 CORPORATIONS - Subsidiaries of U. S. firms operating in Puerto Rico and other offshore areas under Section 936 of the U.S. Internal Revenue Code.
Section 936 provides certain tax benefits on Puerto Rico source earnings from the active conduct of a trade or business or from qualified investments.

936 DEPOSITS - Funds of 936 corporations deposited in banks usually in the form of time deposits. The restriction that these funds must be reinvested in eligible assets, if income derived from them is to be considered tax-exempt for
U. S. and Puerto Rico's Industrial Incentive Act purposes, lowers the rate on these funds as compared to interest rates paid on similar deposits.

BASIS POINT - Equal to one-hundredth of one percent. Used to express changes or differences in interest yields and rates.

CORE DEPOSITS - A deposit category that includes all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000. These deposits are considered a stable source of funds.

EARNING ASSETS - Assets that earn interest, such as loans, investment securities, money market investments and trading account securities.

EARNINGS PER SHARE - The earnings per average share of common stock outstanding during the period presented.

GAP - The difference that exists at a specific period of time between the maturities or repricing terms of interest-sensitive assets and interest-sensitive liabilities.

INTEREST-BEARING LIABILITIES - Liabilities on which interest is paid such as saving deposits, certificates of deposit, other time deposits, borrowings and subordinated notes.

INTEREST-SENSITIVE ASSETS/LIABILITIES - Interest-earning assets/interest-bearing liabilities for which interest rates are adjustable within a specified time period due to maturity or contractual arrangements.

LEVERAGE RATIO - Ratio adopted by the Federal Reserve System to assist in the assessment of the capital adequacy of state member banks. This ratio is calculated by dividing Tier I capital by total assets reduced by goodwill and any other intangible asset deducted from Tier I capital.

LIQUIDITY - A combination of assets that assures currently available supplies of funds necessary to meet deposit withdrawals, loan demands and repayment of borrowings as they become due. The need for liquid funds is normally satisfied from daily operations and the maturity management of money market investments and investment securities.

NET INTEREST INCOME - The difference between interest income and fees on earning assets and interest expense on liabilities.

NET INTEREST YIELD - A percentage computed by dividing net interest income by average earning assets.

NON-PERFORMING ASSETS - Includes loans on which the accrual of interest income has been discontinued due to default on interest and/or principal payments or other factors indicative of doubtful collection, renegotiated loans and foreclosed real estate properties, including in-substance foreclosures.

RETURN ON ASSETS - Net income as a percentage of average total assets.

RETURN ON EQUITY - Net income as a percentage of average stockholders' equity.

RISK-BASED CAPITAL - Guidelines for the regulatory measurement of capital adequacy. These guidelines set forth how capital is to be measured and how total assets are to be risk adjusted. Total risk adjusted assets include assets and off-balance sheet items adjusted by the appropriate credit risk category, based on the type of obligor or, where relevant, the guarantor, or the nature of the collateral.

SPREAD - A percentage difference or margin between the yield on earning assets and the effective interest rate paid on interest-bearing liabilities.

STOCKHOLDERS' EQUITY - Excess of assets over liabilities that constitutes the stockholders ownership participation in the Corporation's financial resources.

SUPPLEMENTARY (TIER II) CAPITAL - Consists of the allowance for loan losses and qualifying term subordinated notes.

TANGIBLE EQUITY - Consists of stockholders' equity less intangible assets.

TAXABLE EQUIVALENT BASIS - An adjustment of income on tax-exempt earning assets to an amount that would yield the same after-tax income had the income been subject to taxation. The result is to equate the true earnings value of tax-exempt and taxable income.

TIER I CAPITAL - Consists of common stockholders' equity (including the related surplus, retained earnings and capital reserves), cumulative perpetual preferred stock (BHCs only) less goodwill and any other non-qualifying intangible asset.

YIELD - Percentage denoting actual return on earning assets.

- - - - - ------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS                         BANPONCE CORPORATION

- - - - - ------------------------------------------------------------------------------

PRICE WATERHOUSE                  (LOGO)



San Juan, Puerto Rico

January 28, 1994

To the Board of Directors
and Stockholders of
BanPonce Corporation



In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of BanPonce Corporation and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the Consolidated Financial Statements, in 1993 the Corporation changed its method of accounting for postretirement benefits other than pensions to conform with Statement of Financial Accounting Standards No. 106 and for income taxes to conform with Statement of Financial Accounting Standards No. 109.



/s/ PRICE WATERHOUSE
- - - - - ---------------------
Price Waterhouse


Stamp 1185699 of the P.R. Society of
Certified Public Accountants has been
affixed to the file copy of this report.

- - - - - ------------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CONDITION                                                                            BANPONCE CORPORATION

- - - - - ------------------------------------------------------------------------------------------------------------------------------------
                                                                                               December 31,
                                                                     ---------------------------------------------------------------
                                                                               1993                              1992
                                                                     ---------------------------------------------------------------
                                                                                            (In thousands)
ASSETS
Cash and due from banks                                                   $   368,837                       $   325,497
                                                                     ---------------------------------------------------------------
Money market investments:
     Federal funds sold and securities and mortgages purchased under
              agreements to resell                                            247,333                           234,163
     Time deposits with other banks                                            15,100                            50,100
     Bankers' acceptances                                                         259                               858
                                                                     ---------------------------------------------------------------
                                                                              262,692                           285,121
                                                                     ---------------------------------------------------------------

Investment securities, at cost (market value
$3,358,216,000 (1992 - $3,338,993,000)) (Notes 3 and 5)                     3,330,798                         3,290,440
                                                                     ---------------------------------------------------------------
Investment securities available for sale, at lower
  of cost or market value (market value $733,729,000;
  (1992 - $424,034,000)) (Note 4)                                             714,565                           408,127
                                                                     ---------------------------------------------------------------
Trading account securities, at market                                           3,017                               283
                                                                     ---------------------------------------------------------------
Loans (Notes 5, 6 and 7)                                                    6,655,072                         5,614,724
     Less - Unearned income                                                   308,150                           362,671
           Allowance for loan losses                                          133,437                           110,714
                                                                     ---------------------------------------------------------------
                                                                            6,213,485                         5,141,339
                                                                     ---------------------------------------------------------------
Premises and equipment (Note 8)                                               298,089                           260,330
Other real estate                                                              12,699                            15,582
Customers' liabilities on acceptances                                           1,392                             1,830
Accrued income receivable                                                      79,285                            76,008
Other assets                                                                   95,763                            64,890
Intangible assets                                                             132,746                           132,880
                                                                     ---------------------------------------------------------------
                                                                          $11,513,368                       $10,002,327
                                                                     ===============================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
   Deposits (Note 9):
   Non-interest bearing                                                   $ 1,848,859                       $ 1,614,806
   Interest bearing                                                         6,673,799                         6,423,905
                                                                    ---------------------------------------------------------------
                                                                            8,522,658                         8,038,711
   Federal funds purchased and securities sold under agreements to
    repurchase (Note 10)                                                      951,733                           665,222
   Other short-term borrowings (Note 11)                                      664,173                           206,882
   Notes payable (Notes 12 and 15)                                            253,855                            90,062
   Senior debentures (Notes 13 and 15)                                         30,000                            30,000
   Acceptances outstanding                                                      1,392                             1,830
   Other liabilities                                                          182,362                           132,501
                                                                    ---------------------------------------------------------------
                                                                           10,606,173                         9,165,208
                                                                    ---------------------------------------------------------------
   Subordinated notes (Notes 14 and 15)                                        62,000                            74,000
                                                                    ---------------------------------------------------------------
   Preferred stock of subsidiary Bank (Note 16)                                11,000                            11,000
                                                                    ---------------------------------------------------------------
Stockholders' equity (Note 17):
  Common stock, $6 par value; authorized 90,000,000 shares;
   outstanding 32,732,423 in 1993 and 32,654,864 in 1992                      196,395                           195,929
  Surplus                                                                     386,622                           361,982
  Retained earnings                                                           208,607                           150,208
  Capital reserves (Note 14)                                                   42,571                            44,000
                                                                     ---------------------------------------------------------------
                                                                              834,195                           752,119
                                                                     ---------------------------------------------------------------
                                                                          $11,513,368                       $10,002,327
                                                                     ===============================================================

The accompanying notes are an integral part of the consolidated financial statements.

- - - - - ----------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME                                                                 BANPONCE CORPORATION

- - - - - ----------------------------------------------------------------------------------------------------------------------

                                                                                    Year ended December 31,
                                                                        ----------------------------------------------
                                                                            1993             1992             1991
- - - - - ----------------------------------------------------------------------------------------------------------------------
                                                                         (In thousands, except per share information)
INTEREST INCOME:
     Loans                                                                $549,388         $518,074         $579,463
     Money market investments (Note 18)                                      6,434           14,414           33,590
     Investment securities (Note 18)                                       215,944          207,642          181,413
     Trading account securities                                                370              224              477
                                                                          --------------------------------------------
                                                                           772,136          740,354          794,943
                                                                          --------------------------------------------
INTEREST EXPENSE:
     Deposits                                                              219,448          253,375          323,717
     Short-term borrowings                                                  42,392           31,711           51,142
     Long-term debt                                                         18,168           15,049           12,275
                                                                          --------------------------------------------
                                                                           280,008          300,135          387,134
                                                                          --------------------------------------------
Net interest income                                                        492,128          440,219          407,809
Provision for loan losses (Note 6)                                          72,892           97,633          121,681
                                                                          --------------------------------------------
Net interest income after provision for loan losses                        419,236          342,586          286,128
Service charges on deposit accounts                                         68,246           63,064           55,000
Other service fees                                                          43,872           42,491           39,334
Gain on sale of securities                                                     864              242           18,617
Trading account profit                                                         554              383              759
Other operating income                                                      11,644           18,324           18,064
                                                                          --------------------------------------------
                                                                           544,416          467,090          417,902
                                                                          --------------------------------------------
OPERATING EXPENSES:
     Personnel costs (Note 19):
        Salaries                                                           151,432          134,709          129,928
        Profit sharing                                                      19,766           17,041           13,080
        Pension and other benefits                                          44,713           36,484           37,626
                                                                          --------------------------------------------
                                                                           215,911          188,234          180,634
     Net occupancy expense (Notes 8 and 20)                                 26,085           25,442           22,497
     Equipment expenses (Notes 8 and 20)                                    27,964           23,813           22,755
     Other taxes                                                            15,996           14,608           13,050
     Professional fees                                                      27,302           22,558           19,253
     Communications                                                         18,203           17,048           17,377
     Business promotion                                                     16,638           12,548           10,723
     Printing and supplies                                                   8,189            7,290            8,349
     Other operating expenses                                               39,812           40,516           37,413
     Amortization of intangibles                                            16,176           14,888           13,687
                                                                          --------------------------------------------
                                                                           412,276          366,945          345,738
                                                                          --------------------------------------------
Income before income tax, dividends on preferred stock of
     subsidiary Bank and cumulative effect of accounting changes           132,140          100,145           72,164
Income tax (Note 21)                                                        28,151           14,259            6,793
                                                                          --------------------------------------------
Income before dividends on preferred stock of subsidiary
  Bank and cumulative effect of accounting changes                         103,989           85,886           65,371
Dividends on preferred stock of subsidiary Bank (Note 16)                      770              770              807
                                                                          --------------------------------------------
Income before cumulative effect of accounting changes                      103,219           85,116           64,564
Cumulative effect of accounting changes (Note 2)                             6,185
                                                                          --------------------------------------------
NET INCOME                                                                $109,404          $85,116          $64,564
                                                                          ============================================
EARNINGS PER SHARE (Note 17):
     Income before cumulative effect of accounting changes                $   3.16          $  2.79          $  2.15
     Cumulative effect of accounting changes                                   .19
                                                                          --------------------------------------------
NET INCOME                                                                $   3.35          $  2.79          $  2.15
                                                                          ============================================

The accompanying notes are an integral part of the consolidated financial statements.

- - - - - ------------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS                                                                          BANPONCE CORPORATION

- - - - - ------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Year ended December 31,
                                                                   -----------------------------------------------------------------
                                                                            1993                 1992                 1991
- - - - - ------------------------------------------------------------------------------------------------------------------------------------

                                                                                            (In thousands)
CASH FLOWS OPERATING ACTIVITIES:
  Net income                                                         $     109,404          $    85,116          $   64,564
                                                                   -----------------------------------------------------------------
  Adjustments to reconcile net income to cash provided
   by operating activities:
     Depreciation and amortization of premises and equipment                27,310               26,955              25,467
     Provision for loan losses                                              72,892               97,633             121,681
     Amortization of intangibles                                            16,176               14,888              13,687
     Gain on sale of securities                                              (864)                 (242)            (18,617)
     Gain on sale of premises and equipment                                  (604)                 (333)             (1,129)
     Gain on sale of loans                                                   (262)               (3,347)             (3,092)
     Amortization of premiums and accretion of discounts
       on investments                                                       14,708                2,694              (1,522)
     Amortization of deferred loan fees and costs                            2,508                 (353)                388
     Postretirement benefit obligation                                      42,672
     Net (increase) decrease in trading securities                          (2,734)               1,374                (781)
     Net (increase) decrease in interest receivable                         (2,528)             (16,981)                560
     Net decrease (increase) in other assets                                12,860                5,561                (927)
     Net decrease in interest payable                                       (2,167)              (4,729)             (5,330)
     Net (decrease) increase in deferred income taxes
       and income taxes payable                                            (42,953)               9,815               2,042
     Net increase (decrease) in other liabilities                           14,336              (11,023)              6,390
                                                                   -----------------------------------------------------------------
            Total adjustments                                              151,350              121,912             138,817
                                                                   -----------------------------------------------------------------
            Net cash provided by operating activities                      260,754              207,028             203,381
                                                                   -----------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease in money market investments                                  22,429              196,212             454,010
  Maturities of investment securities                                    3,887,806            3,297,635           4,661,648
  Sales of investment securities                                            95,680               43,114           1,104,061
  Purchases of investment securities                                    (4,344,126)          (4,679,275)         (6,182,434)
  Net disbursements on loans                                              (692,563)            (278,275)            (19,251)
  Proceeds from sale of LDC loans                                                                                    17,836
  Proceeds from sale of loans                                               22,997              118,707              72,197
  Assets acquired, net of cash                                                                                      (13,275)
  Acquisition of mortgage loan portfolio                                  (367,053)
  Acquisition of premises and equipment                                    (73,711)             (49,552)            (53,332)
  Proceeds from sale of premises and equipment                              12,017               15,653              11,601
                                                                   -----------------------------------------------------------------
            Net cash (used in) provided by investing activities         (1,436,524)          (1,335,781)             53,061
                                                                   -----------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                      112,095              257,752            (180,487)
  Net deposits acquired                                                    237,096              573,842              58,189
  Net deposits sold                                                                                                 (55,187)
  Net increase in federal funds purchased and
   securities sold under agreements to repurchase                          286,511              216,108              55,168
  Net increase (decrease) in other short-term borrowings                   457,291               63,157            (107,155)
  Proceeds from issuance of notes payable                                  163,801               16,310              83,995
  Payment of notes payable                                                      (9)                                  (6,265)
  Payment of subordinated notes                                            (12,000)             (20,000)
  Dividends paid                                                           (27,781)             (24,112)            (22,035)
  Proceeds from issuance of common stock                                     2,106               59,809               2,399
  Disbursement for cash portion of merger                                                                          (121,299)
                                                                    ----------------------------------------------------------------
            Net cash provided by (used in) financing activities          1,219,110            1,142,866            (292,677)
                                                                    ----------------------------------------------------------------
Net increase (decrease) in cash and due from banks                          43,340               14,113             (36,235)

Cash and due from banks at beginning of period                             325,497              311,384             347,619
                                                                    ----------------------------------------------------------------
Cash and due from banks at end of period                             $     368,837          $   325,497          $  311,384
                                                                    ===============================================================

The accompanying notes are an integral part of the consolidated financial statements.

- - - - - ------------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES                                                                              BANPONCE CORPORATION
IN STOCKHOLDERS' EQUITY

- - - - - ------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Year ended December 31,
                                                                     ---------------------------------------------------------------
                                                                            1993                 1992                 1991
- - - - - ------------------------------------------------------------------------------------------------------------------------------------
                                                                                            (In thousands)
COMMON STOCK:
  Balance at beginning of year                                            $195,929             $180,563            $179,655
  Common stock issued (Note 17)                                                                  14,752
  Common stock issued under Dividend Reinvestment Plan                         466                  614                 908
                                                                     --------------------------------------------------------------
           Balance at end of year                                          196,395              195,929             180,563
                                                                     --------------------------------------------------------------
SURPLUS:
  Balance at beginning of year                                             361,982              287,539             276,050
  Proceeds from common stock issued (Note 17)                                                    42,848
  Proceeds from common stock issued under
       Dividend Reinvestment Plan                                            1,640                1,595               1,489
  Transfer from retained earnings                                           11,000               10,000              10,000
  Transfer from capital reserves (Note 14)                                  12,000               20,000
                                                                     --------------------------------------------------------------
            Balance at end of year                                         386,622              361,982             287,539
                                                                     --------------------------------------------------------------
RETAINED EARNINGS:
  Balance at beginning of year                                             150,208              110,287              93,180
  Net income                                                               109,404               85,116              64,564
  Cash dividends declared (Note 17)                                        (29,434)             (24,624)            (24,028)
  Transfer to capital reserves (Note 14)                                   (10,571)             (10,571)            (13,429)
  Transfer to surplus                                                      (11,000)             (10,000)            (10,000)
                                                                     --------------------------------------------------------------
            Balance at end of year                                         208,607              150,208             110,287
                                                                     --------------------------------------------------------------
CAPITAL RESERVES:
  Balance at beginning of year                                              44,000               53,429              40,000
  Transfer from retained earnings (Note 14)                                 10,571               10,571              13,429
  Transfer to surplus (Note 14)                                            (12,000)             (20,000)
                                                                     --------------------------------------------------------------
            Balance at end of year                                          42,571               44,000              53,429
                                                                     --------------------------------------------------------------
Total stockholders' equity                                                $834,195             $752,119            $631,818
                                                                     ==============================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                      31


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES                 BANPONCE CORPORATION

- - - - - --------------------------------------------------------------------------------

The accounting and reporting policies of BanPonce Corporation (the Corporation) and subsidiaries conform with generally accepted accounting principles and with general practices within the banking industry. The following is a description of the more significant of these policies:

CONSOLIDATION
The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries Vehicle Equipment Leasing Company, Inc. (Velco), Banco Popular de Puerto Rico (the subsidiary Bank) and its subsidiaries Popular Leasing and Rental, Inc. and Popular Consumer Services, Inc. and Popular International Bank and its subsidiaries BanPonce Financial Corp. and Spring Financial Services, Inc. (second tier subsidiary), after elimination of intercompany accounts and transactions. The preferred stock of the subsidiary Bank and dividends related thereto have been treated as minority interest in the accompanying consolidated financial statements.

INVESTMENT SECURITIES
During 1992, as a result of changing industry practice and management's evaluation of the investment securities portfolio, the Corporation segregated its investment securities portfolio into securities held to maturity and those available for sale. Investments in debt securities, for which management has both the ability and the positive intent to hold to maturity, are carried at amortized cost adjusted for amortization of premiums and accretion of discounts. Investments in debt securities which management believes may be sold prior to maturity, in connection with changes in interest rates, prepayment risk, changes in the Corporation's liquidity or other factors, are classified as available for sale and are carried at the lower of aggregate cost or market. The change in carrying basis had no effect on the Corporation's results of operations.
         The amortization of premiums are deducted and the accretion of discounts are added to interest income based on the interest method over the maturity period of the related securities. Interest on investment securities is reported as interest income. Net realized gains or losses on sales of investment securities and unrealized aggregate loss valuation adjustments, if any, on securities available for sale are reported separately in the statement of income.
         In 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 - "Accounting for Certain Investments in Debt and Equity Securities."
         This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows:
         -Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.
         -Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.
         -Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.
         The adoption of this statement which is effective for companies with financial statements beginning after December 15, 1993 will result in an increase in the Corporation's stockholders' equity of approximately $14,373,000, net of $4,791,000 deferred taxes.

TRADING ACCOUNT SECURITIES
Trading account securities are carried at market value. Net gains and losses resulting from the sale of trading account securities and valuation adjustments to the carrying value are shown separately in the statement of income.

INTEREST RATE FUTURES AND OPTIONS
The Corporation enters into interest rate futures and options contracts as part of its portfolio management and trading activities. These contracts are carried at market value. Net gains and losses resulting from these transactions are recorded separately in the trading profit or loss account.

INTEREST RATE CAPS AND SWAPS
The Corporation enters into interest rate caps and swap transactions to manage its interest rate exposure. Net interest settlements on interest rate caps and swaps are recorded as adjustments to interest income or expense.

LOANS
Loans are stated at the outstanding balance, less unearned income and allowance for loan losses. Loan origination fees and costs incurred in the origination of new loans are deferred and amortized by the interest method over the life of the loans as an adjustment of interest yield. Unearned interest on installment loans is recognized as income on a basis which results in approximate level rates of return over the term of the loans.
         Recognition of interest on commercial and construction loans is discontinued when loans are 60 days or more in arrears on payments of principal or interest or when other factors indicate that collection of principal and interest is doubtful. For lease financing, conventional mortgage loans and closed-end consumer loans, interest accrual is ceased when loans are 90 days or more past-due. Such loans are designated as non-accruing and are not returned to an accrual status until interest is received on a current basis and those factors indicative of doubtful collection cease to exist. Closed-end consumer loans are charged-off against the allowance for loan losses after becoming 120 days past-due. Open-end (revolving credit) consumer loans are charged-off after becoming 180 days past due. Income is generally recognized on open-end loans until the loans are charged-off.

ALLOWANCE FOR LOAN LOSSES
The Corporation follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses to provide for inherent losses in the loan portfolio as well as in other credit-related balance sheet and off-balance sheet financial instruments. This methodology includes the consideration of such factors as economic conditions, portfolio risk characteristics, prior loss experience and results of periodic credit reviews.
         The provision for loan losses charged to current operations is based on an evaluation of the risk characteristics of the loan portfolio and the economic conditions. Loan losses are charged and recoveries are credited to the allowance for loan losses.
         In 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114 - "Accounting by

- - - - - --------------------------------------------------------------------------------

Creditors for Impairment of a Loan." This statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The statement must be adopted for companies with financial statements beginning after December 15, 1994. The Corporation has not yet determined the impact of this statement.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful life of each type of asset. Amortization of leasehold improvements is computed over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Costs of renewals and betterments are capitalized. When assets are disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the operations currently.

OTHER REAL ESTATE
Other real estate comprises properties acquired through both formal foreclosure proceedings and in-substance foreclosures. In-substance foreclosed properties are those properties where the borrower retains title but has little or no remaining equity in the property considering its fair value, where repayment can only be expected to come from the operation or sale of property, and where the borrower has effectively abandoned control of the property or it is doubtful that the borrower will be able to rebuild equity in the property. These properties are accounted for as if they were properties of the bank and carried at the lower of cost (outstanding loan balance) or estimated market value less estimated costs of disposal.
         Prior to foreclosure, the recorded amount of the loan, if required, is written-down to the appraised value of the real estate to be acquired by charging the allowance for loan losses. This practice has resulted in no significant differences from recording the property at market value at the time of foreclosure. Subsequent to foreclosure, gains or losses on the sale of these properties are credited or charged to expense of operating other real estate. The cost of maintaining and operating such properties are expensed as incurred.

INTANGIBLE ASSETS
Intangible assets consist of goodwill and other identifiable intangible assets acquired, mainly core deposits and credit cardholder relationships. The fair values of the latter were computed as the net present values of the estimated future income streams to be obtained from them. The values of core deposits, credit cardholder relationships and mortgage servicing rights, are amortized using various methods over the periods benefited ranging from 5 to 12 years. Goodwill represents the excess of the Corporation's cost of purchased operations over the fair value of the net assets acquired and is being amortized on the straight-line basis over 15 years.

INCOME TAXES
In January 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax laws or rates. Previously, the Corporation used the SFAS 96 asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts.

EMPLOYEES' RETIREMENT PLANS
The Corporation and its subsidiaries have trusteed, non-contributory retirement and related plans covering substantially all full-time employees. Pension costs are computed on the basis of accepted actuarial methods. The related costs are charged to current operations and consist of several components of net pension cost based on various actuarial assumptions regarding future experience under the plan. Actuarial assumptions are evaluated periodically. The funding policy is to contribute funds to the plan as necessary to provide for services to date and for those expected to be earned in the future. To the extent that these requirements are fully covered by assets in the plan, a contribution may not be made in a particular year.

OTHER POSTRETIREMENT BENEFIT PLANS
The Corporation provides certain health and life insurance benefits for eligible retirees and their dependents. The cost of postretirement benefits is accrued during the years that the employee renders the necessary service. Before 1993, the cost of providing these benefits was recognized as a charge to income in the period the benefits were paid.

EARNINGS PER SHARE
Earnings per share are computed on the basis of the weighted average number of shares of the Corporation outstanding during the year.

STATEMENT OF CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

RECLASSIFICATIONS
Certain reclassifications have been made to the 1992 and 1991 consolidated financial statements to conform with the presentation of the 1993 consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              BANPONCE CORPORATION

- - - - - --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
The accounting policies followed by the Corporation and its subsidiaries are disclosed in the preceding summary of significant accounting policies.

NOTE 2 - CHANGES IN ACCOUNTING PRINCIPLES:
Effective January 1, 1993, the Corporation implemented the Statement of Financial Accounting Standard No. 106 (SFAS 106) - "Employers Accounting for Postretirement Benefits other than Pensions" (OPEB). Under SFAS 106 the cost of retiree health care and other postretirement benefits is accrued during employees' service periods. The Corporation elected to recognize the full transition obligation in 1993, which is the portion of future retiree benefit costs related to service already rendered by both active and retired employees up to the date of adoption, rather than amortizing it over future periods. The cumulative effect of this accounting change resulted in a reduction in net income of $22,736,000, or $0.70 per share, net of $16,464,000 in deferred taxes. In addition, the accrual related to the current year obligation amounted to $5,217,000.
        Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standard No. 109 (SFAS 109) - "Accounting for Income Taxes" which superseded SFAS 96. Under SFAS 109, the Corporation recognizes to a greater degree the future tax benefits of expenses which have been recognized in the financial statements. The adjustments to the January 1, 1993 Statement of Condition and to the Statement of Income to adopt SFAS 109 netted to $28,921,000 or $0.89 per share. This amount is reflected in 1993 net income as part of the cumulative effect of a accounting changes. It primarily represents the impact of recognizing a deferred tax asset for the benefit of AMT credits and loss carryforwards that could not be recorded under SFAS 96.

NOTE 3 - INVESTMENT SECURITIES:
The carrying value, gross unrealized gains and losses and approximate market value of investment securities (or fair value for certain investment securities where no market quotations are available) and related maturities as of December 31, are as follows:

                                                                 1993
                                   -------------------------------------------------------------
                                                                                        Weighted
                                      Book     Unrealized     Unrealized     Market      average
                                     value        gains         losses       value        yield
                                   -------------------------------------------------------------
                                                                (In thousands)
U.S. Treasury securities
 (average maturity of
 9 months):
   Within 1 year                   $1,597,481   $11,696                   $ 1,609,177       5.34%
   After 1 to 5 years                 627,670     7,041        $    70        634,641       4.84
                                   -------------------------------------------------------------
                                    2,225,151    18,737             70      2,243,818       5.20
                                   -------------------------------------------------------------
Obligations of other U.S.
  Government agencies and
  corporations (average
  maturity of 7 months):
    Within 1 year                     215,355       279              5        215,629       3.63
    After 1 to 5 years                 65,012     1,056                        66,069       5.49
    After 5 to 10 years                    28                                      28       6.50
    After 10 years                      8,266        10              1          8,274       7.50
                                   -------------------------------------------------------------
                                      288,661     1,345              6        290,000       4.17
                                   -------------------------------------------------------------
Obligations of Puerto Rico,
 States and political sub-
 divisions (average
 maturity of 3 years and
 8 months):
   Within 1 year                      152,091       209                       152,300       2.36
   After 1 to 5 years                  39,170     3,044             18         42,196       7.40
   After 5 to 10 years                 24,939     3,063                        28,002       7.59
   After 10 years                      40,474     2,628            101         43,001       8.33
                                   -------------------------------------------------------------
                                      256,674     8,944            119        265,499       4.56
                                   -------------------------------------------------------------
Other (average maturity of
 2 years and 1 months):
   Within 1 year                      228,344     1,084          2,091        227,337       5.26
   After 1 to 5 years                 294,378       900          1,247        294,032       5.25
   After 5 to 10 years                 23,393       151            158         23,386       6.51
   After 10 years                      14,197         1             53         14,144       5.69
                                   -------------------------------------------------------------
                                      560,312     2,136          3,549        558,899       5.31
                                   -------------------------------------------------------------
                                   $3,330,798   $31,162        $ 3,744    $ 3,358,216       5.08%
                                   =============================================================

                                                                 1992
                                   ---------------------------------------------------------
                                                                                   Weighted
                                       Book    Unrealized  Unrealized   Market     average
                                      value       gains      losses     value       yield
                                   ---------------------------------------------------------
                                                             (In thousands)
U.S. Treasury securities
 (average maturity of
 1 year and 6 months):
   Within 1 year                   $  671,809    $  8,186   $    5   $  679,990        5.41%
     After 1 to 5 years             1,877,555      30,097    1,956    1,905,696        5.46
                                   --------------------------------------------------------
                                    2,549,364      38,283    1,961    2,585,686        5.44
                                   --------------------------------------------------------
Obligations of other U.S.
 Government agencies and
 corporations (average
 maturity of 2 years and
 6 months):
   Within 1 year                       74,506           5                74,511        3.38
   After 1 to 5 years                  80,025       1,708       15       81,718        6.20
   After 5 to 10 years                     27                                27        6.50
   After 10 years                      19,678           7        1       19,684        7.28
                                   --------------------------------------------------------
                                      174,236       1,720       16      175,940        5.10
                                   --------------------------------------------------------
Obligations of Puerto Rico,
 States and political sub-
 divisions (average
 maturity of 5 years and
 6 months):
   Within 1 year                       87,630         311        8       87,933        3.09
   After 1 to 5 years                  37,559       2,621        6       40,174        7.48
   After 5 to 10 years                 25,872       2,123        5       27,990        7.33
   After 10 years                      58,748       4,077                62,825        8.14
                                   --------------------------------------------------------
                                      209,809       9,132       19      218,922        5.80
                                   --------------------------------------------------------
Other (average maturity of
 3 years and 1 months):
   Within 1 year                      120,118       1,893       74      121,937        8.17
   After 1 to 5 years                 189,079       1,277    1,309      189,047        7.06
   After 5 to 10 years                 32,719          82      456       32,344        6.71
   After 10 years                      15,115           1                15,117        6.33
                                   --------------------------------------------------------
                                      357,031       3,253    1,839      358,445        7.37
                                   --------------------------------------------------------
                                   $3,290,440    $ 52,388  $ 3,835  $ 3,338,993        5.66%
                                   ========================================================

- - - - - --------------------------------------------------------------------------------

  The aggregate carrying value and approximate market value of investment securities at December 31, 1993, by contractual maturity, are shown below:

                                    Book value    Market value
                                    --------------------------
                                           (In thousands)
Within 1 year                    $  2,193,271     $2,204,443
After 1 to 5 years                  1,026,230      1,036,938
After 5 to 10 years                    48,360         51,416
After 10 years                         62,937         65,419
                                 ----------------------------
                                 $  3,330,798     $3,358,216
                                 ============================

    Proceeds from sale of investment securities during 1993 were $12,059,000 (1992 - $43,114,000; 1991 - $1,104,061,000). Gross gains and gross losses realized on those sales during the year were $445,000 and $2,000, respectively (1992 - $245,000 and $3,000; 1991 - $19,645,000 and $1,028,000).
    Proceeds from sale of investment securities in 1991 include approximately $612,894,000 of securities sold immediately after a merger transaction to restructure the newly combined investment securities portfolio to conform to the Corporation's investment objectives and strategies. These sales resulted in a net gain of approximately $267,000.
    Investments in obligations that are payable from and secured by the same source of revenue or taxing authority and that exceeded 10 percent of stockholders' equity were as follows:

                                                     Percent of
                                       Book         stockholders'   Market
                                       value           equity       value
                                       -----------------------------------
                                              (Dollars in thousands)
Issuer:
Government of Puerto Rico,
 its agencies and
 instrumentalities:
   December 31, 1993                    $256,530          31%      $265,370
   December 31, 1992                     209,632          28        218,745

NOTE 4 - INVESTMENT SECURITIES AVAILABLE FOR SALE:
The carrying value, gross unrealized gains and losses and approximate market value of investment securities available for sale (or fair value for certain investment securities where no market quotations are available) and related maturities as of December 31, are as follows:




                                                                                1993
                                                ------------------------------------------------------------------------------
                                                                                                                      Weighted
                                                    Book            Unrealized     Unrealized         Market           Average
                                                    value             gains          losses           value             yield
                                                ------------------------------------------------------------------------------
                                                                          (In thousands)
U.S. Treasury securities
 (average maturity of 3 years
 and 2 months):
        After 1 to 5 years                         $550,021          $15,736         $2,749         $ 563,008             5.63%
        After 5 to 10 years                          80,934            5,341                           86,275             6.72
                                                ------------------------------------------------------------------------------
                                                    630,955           21,077          2,749           649,283             5.77
                                                ------------------------------------------------------------------------------
Obligations of other U.S.
 Government agencies and
 corporations (average
 maturity of 2 years and
 5 months):
    Within 1 year                                    25,000                                            25,000             5.50
    After 1 to 5 years                               50,126              836                           50,962             6.71
                                                ------------------------------------------------------------------------------
                                                     75,126              836                           75,962             6.30
                                                ------------------------------------------------------------------------------

Other (average maturity of
 3 years and 2 months):
   After 1 to 5 years                                 8,484                                             8,484             8.75

                                                ------------------------------------------------------------------------------
                                                   $714,565          $21,913         $2,749          $733,729             5.86%
                                                ===============================================================================


                                                                1992
                                  ----------------------------------------------------------------
                                                            Weighted
                                  Book        Unrealized   Unrealized     Market          Average
                                  value         gains        losses       value            yield
                                  ----------------------------------------------------------------
                                                         (In thousands)
U.S. Treasury securities
 (average maturity of 4 years
 and 2 months):
       After 1 to 5 years         $223,360      $13,797        $56      $237,101             7.55%
       After 5 to 10 years          81,111        1,439                   82,550             6.72
                                   ---------------------------------------------------------------
                                   304,471       15,236         56       319,651             7.34
                                   ---------------------------------------------------------------


Obligations of other U.S.
    Government agencies and
    corporations (average
    maturity of 3 years and
    6 months):
      After 1 to 5 years            60,139          520                  60,659              5.92
      After 5 to 10 years           35,033          221         14       35,240              5.95
                                   --------------------------------------------------------------
                                    95,172          741         14       95,899              5.93
                                   --------------------------------------------------------------

Other (average maturity of
 7 years and 6 months):
   After 5 to 10 years               8,484                                  8,484            8.75
                                   --------------------------------------------------------------
                                   408,127       15,977        $70   $    424,034            7.04%
                                   ==============================================================


    The aggregate carrying value and approximate market value of investment securities available for sale at December 31, 1993, by contractual maturity, are shown below:

                                    Book value    Market value
                                    --------------------------
                                          (In thousands)
- - - - - --------------------------------------------------------------
Within 1 year                       $  25,000     $   25,000
After 1 to 5 years                    600,147        613,970
After 5 to 10 years                    80,934         86,275
After 10 years                          8,484          8,484
                                    --------------------------
                                    $ 714,565     $  733,729
                                    ==========================

    Proceeds from sale of investment securities available for sale during 1993 were $83,621,000. Gross gains realized on those sales during the year were $421,000; there were no losses.

NOTE 5 - PLEDGED ASSETS:
Investment securities and loans amounting to $1,917,840,000 are pledged to secure public and trust deposits and securities and mortgages sold under agreements to repurchase.

- - - - - --------------------------------------------------------------------------------

NOTE 6 - LOANS AND ALLOWANCE FOR LOAN LOSSES:
The composition of the loan portfolio at December 31, is as follows:

                                                     1993                1992
                                                  ------------------------------
                                                          (In thousands)
Loans secured by real estate:
 Insured or guaranteed by the U.S.
   Government or its agencies                     $  128,054          $   93,110
 Guaranteed by the Commonwealth
   of Puerto Rico                                     24,758              29,208
 Commercial loans secured
   by real estate                                    894,181             688,139
 Other                                             1,477,500             915,841
                                                  ------------------------------
                                                   2,524,493           1,726,298
 Financial institutions                               36,445              38,469
 Commercial, industrial and
   agricultural                                    1,115,703           1,109,326
 Real estate (construction)                          154,237             173,025
 Lease financing                                     462,399             391,266
 Individuals - For household,
   credit cards and other
   consumer expenditures                           2,062,437           1,902,795
 Other                                               299,358             273,545
                                                  ------------------------------
                                                  $6,655,072          $5,614,724
                                                  ==============================


         As of December 31, 1993, loans on which the accrual of interest income had been discontinued amounted to $92,814,000 (1992 - $108,341,000; 1991 -
$128,727,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $4,992,000 (1992 - $7,548,000; 1991 - $10,983,000). In addition, there are $5,643,000 of renegotiated loans still accruing interest at December 31, 1993 (1992 - $8,380,000). Included in the non-accruing loans as of December 31, 1993 are $16,290,000 (1992 - $21,440,000) in consumer loans.

         The changes in the allowance for loan losses were as follows:

                                             1993            1992          1991
                                          ---------------------------------------
                                                        (In thousands)
Balance at beginning of year              $ 110,714       $  94,199     $  89,335
Reserve for acquired loans                    1,580                         1,556
Provision for loan losses                    72,892          97,633       121,681
Recoveries                                   25,678          21,062        10,942
Loans charged-off                           (77,427)       (102,180)     (129,315)
                                          ---------------------------------------
Balance at end of year                    $ 133,437       $ 110,714     $  94,199
                                          =======================================


NOTE 7 - RELATED PARTY TRANSACTIONS:
The Corporation grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:


                                             Officers      Directors      Total
                                            --------------------------------------
                                                       (In thousands)
Balance at January 1, 1992                    $  653       $  51,995     $ 52,648
Additions                                        186         119,379      119,565
Reductions                                      (106)       (115,268)    (115,374)
                                            -------------------------------------
Balance at December 31, 1992                     733          56,106       56,839
Additions                                      1,938         137,809      139,747
Reductions                                      (637)       (102,431)    (103,068)
                                            -------------------------------------
Balance at December 31, 1993                  $2,034       $  91,484     $ 93,518
                                            =====================================


         These loans have been consummated on terms no more favorable than those that would have been obtained if the transaction had been with unrelated parties.

NOTE 8 - PREMISES AND EQUIPMENT:
Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

                                            Useful life
                                              in years         1993          1992
                                            ---------------------------------------
                                                                  (In thousands)
Land                                                        $  33,070     $  30,381
                                                            -----------------------
Buildings                                      30-50          207,707       198,219
Equipment                                       3-10          178,632       154,457
Leasehold improvements                        Various          44,730        40,701
                                                            -----------------------
                                                              431,069       393,377
Less - Accumulated depreciation
   and amortization                                           187,243       172,378
                                                            -----------------------
                                                              243,826       220,999
                                                            -----------------------
Construction in progress                                       21,193         8,950
                                                            -----------------------
                                                             $298,089      $260,330
                                                            =======================


        Depreciation and amortization of premises and equipment for the year was $27,310,000 (1992 - $26,955,000; 1991 - $25,467,000) of which $6,421,000
(1992 - $7,515,000; 1991 - $7,355,000) was charged to occupancy expense and
$20,889,000 (1992 - $19,440,000; 1991 - $18,112,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $14,097,000 (1992 - $13,067,000; 1991 - $12,743,000).

NOTE 9 - DEPOSITS:
Total interest bearing deposits as of December 31, consist of:

                                              1993               1992
                                          -------------------------------
                                                   (In thousands)
Savings deposits:
  Savings accounts                        $2,737,037           $2,315,572
  NOW and money market
    accounts                               1,135,043            1,035,955
                                          -------------------------------
                                           3,872,080            3,351,527
                                          -------------------------------
Certificates of deposit:
  Under $100,000                           1,233,019            1,328,873
  $100,000 and over                        1,568,700            1,743,505
                                          -------------------------------
                                           2,801,719            3,072,378
                                          -------------------------------
                                          $6,673,799           $6,423,905
                                          ===============================

- - - - - --------------------------------------------------------------------------------

NOTE 10 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD
          UNDER AGREEMENTS TO REPURCHASE:
The following table summarizes certain information on federal funds purchased and securities sold under agreements to repurchase as of December 31:

                                       1993           1992         1991
                                    --------------------------------------
                                              (Dollars in thousands)

Federal Funds purchased             $    9,100
Securities sold under agreements
  to repurchase                        942,633     $  665,222     $449,114
                                    --------------------------------------
Total amount outstanding            $  951,733     $  665,222     $449,114
                                    ======================================
Maximum aggregate balance
  outstanding at any month-end      $1,108,578     $  920,272     $817,856
                                    ======================================

Average aggregate balance
  outstanding                       $  832,651     $1,628,620     $645,789
                                    ======================================

Weighted average interest rate:
  For the year                            2.77%          3.16%        5.40%
  At December 31                          2.91           2.79         4.43


NOTE 11 - OTHER SHORT-TERM BORROWINGS:
Other short-term borrowings as of December 31, consist of:


                                                       1993         1992
                                                     ---------------------
                                                        (In thousands)

Advances under revolving lines of credit
  amounting to $195,000,000 (1992 -
  $200,000,000) with floating interest
  rates ranging from 2.66% to 3.55%
  (1992 - 3.28% and 3.44%).                          $109,025     $ 70,000
Term federal funds purchased with
  maturities until April 1994 at rates
  ranging from 3.31% to 3.50%.                        345,000

Commercial paper (issued to institutional
  investors) with various
  maturities until May 1994 at rates
  ranging from 3.39% to 3.75%
  (1992 - 3.32% to 4.66%.)                            119,112       87,982
Term notes maturing in 1994, paying
  quarterly interest at rates ranging from
  0.44% to 0.94% (1992 - 0.25% to 1.15%)
  over the 3 month LIBOR rate (LIBOR rate
  at December 31, 1993 was 3.38%;
  1992 - 3.44%).                                       44,986       42,963

Term notes due in 1994 paying semiannual
  interest at a fixed rate ranging from 3.81%
  to 7.88% (1992 - 7.27%).                             44,961        4,998
Others                                                  1,089          939
                                                     ---------------------
                                                     $664,173     $206,882
                                                     =====================


    The weighted average interest rate of other short-term borrowings at December 31, 1993 was 3.40% (1992 - 4.03%; 1991 - 6.07%). The maximum aggregate balance outstanding at any month-end was approximately $695,314,000 (1992 - $208,738,000; 1991 - $222,742,000). The average aggregate balance outstanding during the year was approximately $527,523,000 (1992 - $172,729,000; 1991 - $198,653,000). The weighted average interest rate during the year was 3.66% (1992 - 4.32%; 1991 - 6.69%).



NOTE 12 - NOTES PAYABLE:
Notes payable outstanding at December 31, consist of the following:


                                                       1993        1992
                                                     ---------------------
                                                         (In thousands)

Term notes with maturities ranging from
  1995 through 2003 paying semiannual
  interest at fixed rates ranging from 5.17%
  to 7.85% (1992 - 4.47% to 7.85%).                  $179,301      $69,806
Term notes with maturities ranging from
  1995 through 1998 paying quarterly
  interest at rates ranging from 0.19% to
  0.58% (1992 - 0.65% to 1.13%) over the
  3 month LIBOR rate (LIBOR rate
  at December 31, 1993 was 3.38%;
  1992 - 3.44%).                                       44,861       19,972

Promissory notes maturing in 1998 with
  fixed interest rates ranging from 4.50%
  to 4.62%.                                            29,500

Mortgage notes and other debt with
  varying rates and terms.                                193          284
                                                     ---------------------
                                                     $253,855      $90,062
                                                     =====================

NOTE 13 - SENIOR DEBENTURES:
Senior debentures at December 31, 1993 consist of a $30,000,000 obligation issued by the Corporation due in January 1997 with interest at 8.25%.
    The senior debentures contain various covenants which, among others, restrict the payment of dividends. These restrictions are less restrictive than those imposed by the subordinated notes agreements (see Note 14).

NOTE 14 - SUBORDINATED NOTES OF THE SUBSIDIARY BANK:
Subordinated notes at December 31, consist of the following:



                                                        1993         1992
                                                       -------------------
                                                         (In thousands)

Subordinated notes issued by the subsidiary
  Bank on March 29, 1989 maturing on
  June 15, 1996, with interest payable
  quarterly and consisting of:
      8.875% Fixed Rate Notes Series A                $15,000      $15,000
      8.6875% Fixed Rate Note Series B                 15,000       15,000
  Floating Rate Notes Series A with interest
      payable at 88% of LIBID rate                     19,000       19,000
  Floating Rate Notes Series B with interest
      payable at 86% of LIBID rate                      1,000        1,000
                                                      --------------------
                                                       50,000       50,000
                                                      --------------------
Subordinated fixed rate notes with interest
  payable quarterly consisting of the
  following:
      7.95% notes due in 1994
        (Prepaid during 1993)                                       12,000
      8.50% notes due in 1996                          12,000       12,000
                                                      --------------------
                                                       12,000       24,000
                                                      --------------------
                                                      $62,000      $74,000
                                                      ====================


  At December 31, 1993, the LIBID rate was 3.25% (1992 - 3.31%).

- - - - - --------------------------------------------------------------------------------
    These notes are subordinated to the rights of the subsidiary Bank's depositors and other creditors and require the subsidiary Bank to set aside from retained earnings an amount equal to the principal payment on each note to be used solely to increase capital.  The capital reserve account was established to comply with the requirements of the subordinated notes.  At the notes repayment date the balance in capital reserves is transferred to the surplus account.  The subsidiary Bank transferred to capital reserves from the retained earnings account $10,571,000, $10,571,000 and $13,429,000 during 1993, 1992 and
1991, respectively, following this requirement.  In addition, during 1993 and
1992, $12 million and $20 million were transferred from capital reserves to surplus upon prepayment of the 7.95% and 10% notes originally maturing in 1994 and 1993, respectively.
    The $12 million subordinated notes agreements contain certain provisions which, among other things, restrict the payment of dividends.  Under these restrictions, at December 31, 1993, undivided profits of the subsidiary Bank amounting to $1,000,000 are unavailable for future dividends.

NOTE 15 - LONG-TERM DEBT MATURITY REQUIREMENTS:
The aggregate amounts of maturities of notes payable, senior debentures and subordinated notes are as follows:

                        Notes       Senior    Subordinated
Year                   payable    debentures      notes        Total
- - - - - -----------------------------------------------------------------------
                                      (In thousands)
1994                  $     92                               $     92
1995                    34,961                                 34,961
1996                    54,843                  $62,000       116,843
1997                    34,889      $30,000                    64,889
1998                   104,167                                104,167
Later years             24,903                                 24,903
                   ----------------------------------------------------
Total                 $253,855      $30,000     $62,000     $ 345,855
                   ====================================================




NOTE 16 - PREFERRED STOCK OF THE SUBSIDIARY BANK:
The subsidiary Bank has 200,000 shares of authorized preferred stock with a par value of $100. This stock may be issued in series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The subsidiary Bank has issued 110,000 shares of Treasury Indexed Preferred Stock Series A (TIPS) at $100 per share for a total of $11,000,000. These shares are non-convertible and non-voting (except that if dividends are not paid on the preferred stock for six consecutive quarters their holders obtain a vote in the general election of directors of the subsidiary Bank), and are redeemable at the subsidiary Bank's option at a price of $103 per share through June 30, 1994 and at par ($100) thereafter. Dividends are payable quarterly at a rate of 115% of the six-month bond equivalent Treasury Bill rate, or 85% of the five-year Treasury Note constant maturity rate, whichever is higher, but the rate cannot be lower than 7.0% or higher than 15.5% per annum.

NOTE 17 - STOCKHOLDERS' EQUITY:
The Corporation has a dividend reinvestment plan under which stockholders may use their quarterly dividends to reinvest in shares of common stock at a 5% discount from the average market price at the time of issuance. During 1993, 77,559 shares (1992 - 102,272; 1991 - 151,446) equivalent to $2,106,000 (1992 -
$2,209,000; 1991 - $2,397,000) in additional equity, were issued under the plan.
    On May 3, 1993, BanPonce Corporation filed, and had ordered effective, a "shelf" registration with the Securities and Exchange Commission which registered up to $400 million in unsecured debt securities and/or shares of preferred stock. The amounts, terms and timing of offerings will be determined in the future when and as the Corporation decides to sell securities under the registration.
    On November 6, 1992, the Corporation issued 2,458,740 shares of common stock, which generated $57,600,000 of new capital. All of the shares were purchased by existing shareholders who exercised their subscription rights.
Net proceeds from the issuance have been and will be used for general corporate purposes, including investment in and advances to existing subsidiaries.
    The Corporation's average number of shares outstanding used in the computation of net income per share was 32,701,236 (1992 - 30,461,494; 1991 - 30,035,601). During the year cash dividends of $0.90 (1992 and 1991 - $0.80)
per share outstanding amounting to $29,434,000 (1992 - $24,624,000; 1991 -
$24,028,000) were declared.

NOTE 18 - INTEREST ON INVESTMENTS:
Interest on investments consisted of the following:

                                         1993       1992      1991
                                   --------------------------------
                                               (In thousands)
Money market investments:
 Federal funds sold and securities
   and mortgages purchased under
   agreements to resell               $  4,115   $  5,209  $  4,448
 Time deposits with
   other banks                           2,259      9,093    28,886
 Other                                      60        112       256
                                   --------------------------------
                                      $  6,434   $ 14,414  $ 33,590
                                   ================================
Investment securities:
 U.S. Treasury securities             $163,209   $154,210  $124,451
 Obligations of other
   U.S. Government agencies
   and corporations                     14,622     19,137    22,833
 Obligations of Puerto Rico,
   States and political sub-
    divisions                           11,605     13,235    15,575

 Other                                  26,508     21,060    18,554
                                   --------------------------------
                                      $215,944   $207,642  $181,413
                                   ================================

    Interest income on investment securities for the year ended December 31, 1993 includes tax exempt interest of $189,438,000 (1992 - $187,923,000; 1991
$163,812,000).

NOTE 19 - EMPLOYEE BENEFITS:
Substantially all of the employees of the Corporation and its subsidiaries are covered by a non-contributory defined benefit pension plan. Pension benefits begin to vest after five years of service and are based on age, years of credited service and final average compensation, as defined. At December 31, 1993, plan assets primarily consist of U.S. Government obligations, high grade corporate bonds and listed stocks including 1,418,215 shares of the Corporation, which have a market value of approximately $43,965,000.
    The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements at December 31:

- - - - - -------------------------------------------------------------------------------
                                      1993             1992
                                  -----------------------------
                                          (In thousands)
Actuarial present value of
 benefit obligations:
   Vested benefits                 ($123,826)      ($103,365)
   Non-vested benefits                (9,313)         (8,401)
                                  -----------------------------
   Accumulated benefit obligation   (133,139)       (111,766)
   Effect of projected future
    compensation levels              (54,251)        (41,487)
                                  -----------------------------
   Projected benefit obligation     (187,390)       (153,253)
Plan assets at fair market value
 consisting primarily of U.S.
 Government obligations, high grade
 corporate bonds and listed stocks   203,893         193,536
                                  -----------------------------
Plan assets in excess of projected
 benefit obligation                   16,503          40,283
Unrecognized net (gain) loss from
 past experience different from that
 assumed and effect of changes in
 assumptions                          19,618          (1,463)
Unrecognized prior service cost       (2,395)         (2,573)
Unrecognized initial net assets      (27,929)        (30,389)
                                  -----------------------------
Prepaid pension cost                $  5,797       $   5,858
                                  =============================

    Net pension cost for the year ended December 31, included the following components:
                                   1993       1992      1991
                                 ----------------------------
                                         (In thousands)
Service costs - benefits earned
 during period                    $ 7,563   $ 6,802  $  5,818
Interest cost on projected
 benefit obligation                12,454    11,495    10,451
Actual return on plan assets      (15,404)  (24,290)  (29,184)
Net amortization and deferral      (4,553)    6,025    12,922
                                 ----------------------------
Net pension cost                  $    60   $    32  $      7
                                 ============================

    At December 31, 1993, the discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% (1992 and 1991 - 8.25%) and the rate of increase in future compensation levels was 5.5% for the three years. The expected long-term rate of return on assets used in the computation was 9% for 1993, 1992 and 1991.
    In addition to providing pension benefits, the subsidiary Bank provides certain health care benefits for retired employees. Substantially all of the employees of the Bank who are eligible to retire under the pension plan and provided they reach retirement age while working for the Bank may become eligible for these benefits. The actual disbursements for these benefits for 1993 amounted to approximately $1,770,000 (1992 - $1,400,000; 1991 - $778,000).
    The components of net postretirement benefit expense under SFAS 106 for the year ended December 31, 1993 are as follows (in thousands):

Service cost                                $ 2,054
Interest cost                                 3,163
                                           --------
Net postretirement benefit expense          $ 5,217
                                           ========

    The status of the Company's unfunded postretirement benefit plan at December 31, 1993 is as follows (in thousands):

Actuarial present value of expected
 postretirement benefit obligation:
   Retirees                                 $21,676
   Fully eligible active plan
    participants                              2,937
   Other active plan participants            22,985
Accumulated postretirement               ------------
 benefit obligation                          47,598
Unrecognized net loss from past
 experience different from that
 assumed and effect of changes in
 assumptions                                 (4,926)
                                         ------------
Accrued postretirement
 benefit cost                               $42,672
                                         ============


    The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1993 was 7.5%.
    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation at December 31, 1993 was 13%, decreasing by 1% every year until 5% is reached in the year 2001 and remaining at that level thereafter. A one-percentage point increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $7,406,000 and the sum of the service and interest cost in 1993 by $1,085,000.
    The Corporation also has a profit sharing plan covering substantially all regular employees. Annual contributions are based on operating income, as defined in the plan, and are deposited in trust. Profit sharing expense for the year amounted to $20,594,000 (1992 - $17,736,000; 1991 - $13,848,000).

NOTE 20 - RENTAL EXPENSE AND COMMITMENTS:
At December 31, 1993, the Corporation was obligated under a number of non-cancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

                                  Minimum     Sublease
                                  payments    rentals    Net
- - - - - ---------------------------------------------------------------
                                         (In thousands)
1994                              $10,428   $   694  $  9,734
1995                                9,101       685     8,416
1996                                8,127       683     7,444
1997                                7,362       671     6,691
1998                                7,047       589     6,458
Later years                        41,243     2,466    38,777
                                  -----------------------------
                                  $83,308    $5,788   $77,520
                                  =============================


    Total rental expense for the year ended December 31, 1993 was $14,480,000 (1992 - $14,074,000; 1991 - $14,022,000).

NOTE 21 - INCOME TAX
As discussed in Notes 1 and 2, the Corporation adopted SFAS 109 as of January 1, 1993, and the cumulative effect of this change is reported in the Consolidated Statement of Income for the year ended December 31, 1993. Prior year's financial statements have not been restated to apply the provisions of SFAS 109. This standard requires the recognition of deferred tax assets and liabilities

- - - - - --------------------------------------------------------------------------------

for the expected future tax consequences of events that have been recognized in the Corporation's financial statements or tax returns. The measurement of current and deferred tax liabilities or assets is based on the regular tax rates, which is 42% in Puerto Rico, and the provisions of enacted tax laws.
     A related deferred tax liability of $5,000,000 is recorded in the consolidated statement of condition at December 31, 1992, after reduction for other net deductible amounts, for the tax effect of the excess of the assigned values over the tax bases of net assets acquired.
    Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1993 are as follows:

                                                                       Amount
                                                                ---------------------
                                                                    (In thousands)
Deferred tax assets:
 Alternative minimum tax credits
   available for carryforward and
   other credits available                                          $     54,581
 Net operating loss carryforwards
   available                                                               1,914
 Postretirement benefits obligation
   (other than pensions)                                                  17,682
 Other temporary differences                                               7,296
                                                                    --------------
Total gross deferred tax assets                                           81,473
                                                                    --------------
Deferred tax liability:
 Differences between the assigned
   values and the tax bases of the
   assets and liabilities recognized
   in a purchase business
   combination                                                            41,452
 Other temporary differences                                               3,807
                                                                    --------------
Total gross deferred tax liability                                        45,259
                                                                    --------------
Deferred tax asset valuation
 allowance                                                                   296
                                                                    --------------
Net deferred tax asset                                              $     35,918
                                                                    ==============

    At December 31, 1993, the Corporation had $21,854,000 in Alternative Minimum Tax (AMT) credits that can be carried forward indefinitely to reduce the regular income tax liability in future years. During 1993, the Corporation used AMT credits totalling $6,513,000 to reduce its regular tax liability. The Corporation also had, at the end of 1993, $4,557,000 in net operating losses
(NOL) available to carry over to offset taxable income in future years. These NOL carryforwards expire in different amounts on years 1997 through 1999. During 1993, the Corporation used NOL carryforwards amounting to $2,690,000 to reduce its regular taxable income. The valuation allowance of $296,000 is related to a deferred tax asset arising from NOL carryforwards, for which the Corporation cannot determine the likelihood of its realizability in future years.
    Under the Puerto Rico Income Tax Law, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. Dividends received (net of an 85% dividend received deduction allowed by Puerto Rico Income Tax Law) by the Corporation from the subsidiaries are subject to Puerto Rico income tax at the normal corporate tax rates.
    Under the provisions of SFAS 109, the Corporation has not recognized a deferred tax liability on $90,313,000 of unremitted earnings of domestic subsidiaries arising after January 1, 1993, at the applicable dividend rate, since the P.R. income tax law provides certain alternatives to remit those earnings to the Corporation on a tax free basis.
    The aggregated income tax expense applicable to income before provision for income taxes differs from the amount computed by applying the statutory 42% rate as follows:

                                                   1993              1992             1991
                                            ---------------------------------------------------
                                                       % of               % of             % of
                                                    pre-tax            pre-tax          pre-tax
                                           Amount   income   Amount   income   Amount  income
                                           -----------------------------------------------------
                                                           (Dollars in thousands)
Computed income tax
 at statutory rate                       $55,499    42%    $42,061     42%    $ 30,309    42%

Benefits of net tax exempt
 interest income                         (30,852)  (23)    (29,135)   (29)     (30,057)  (42)

Others                                     3,504     2       1,109      1        2,981     4
Alternative minimum tax paid
 over regular income tax                                       224               3,560     5
                                           -----------------------------------------------------
Income tax expense                       $28,151    21%    $14,259     14%    $  6,793     9%
                                         =====================================================


    The provision for income tax has been significantly reduced as a result of the elimination from the determination of taxable income of interest from exempt securities for Puerto Rico income tax purposes.
    The components of income tax expense for the year ended December 31, 1993, are as follows:

                                            Amount
                                        ---------------
                                        (In thousands)
Current tax expense                         $23,018
Deferred taxes                                5,133
                                          -----------
Total income tax expense                    $28,151
                                          ===========


    Income tax provision includes $363,000, $53,000 and $4,096,000 in 1993, 1992 and 1991, respectively, related to the gain on sale of securities.
    The Corporation's federal income tax provision for 1993 and 1992 was $2,230,000 and $481,000, respectively. The Corporation's United States operations in 1991 resulted in a loss and accordingly, no federal tax provision was recorded.

NOTE 22 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK:
The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to interest rates. These financial instruments include loan commitments, letters of credit, standby letters of credit, future contracts, options on future contracts and interest rate swaps and caps. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of condition. The contract or notional amounts of these instruments, which are not included in the statement of condition, are an indicator of the Corporation's activities in particular classes of financial instruments.

    The Corporation's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional

- - - - - --------------------------------------------------------------------------------

amounts of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for the ones reflected on the balance sheet. For future contracts, options on future contracts and interest rate swaps and caps the contract or notional amounts do not represent exposure to credit loss. Instead, the amount potentially subject to credit loss is substantially less.
    The total amounts of financial instruments with off-balance sheet risk at December 31, are as follows:
    Financial instruments whose contract amounts represent potential credit risk:

                                       1993           1992
                                  ----------------------------
                                          (In thousands)
Commitments to extend credit:
 Credit card lines                $   644,977     $  631,917
 Commercial lines of credit         1,139,524        778,859
Commercial letters of credit           11,512         11,768
Standby letters of credit              82,642         65,736

    The movement and balance of financial instruments whose notional or contractual amounts exceed the amount of potential credit risk is as follows:

                                  Foreign    Interest  Interest
                                  exchange     rate      rate
                               rate contracts  swaps     caps
                              ----------------------------------
                                           (In thousands)

Balance at January 1, 1992          $406     $30,000
New contracts                        879      20,000    $20,000
Terminated and matured
 contracts                           406
                              ----------------------------------
Balance at December 31, 1992         879      50,000     20,000
New Contracts                        936
Terminated and matured
 contracts                           879      30,000
                              ----------------------------------
Balance at December 31, 1993        $936     $20,000    $20,000
                              ==================================


    Contractual commitments to extend credit are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. To extend credit the Corporation evaluates each customer's creditworthiness. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterpart. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and investment securities among others.
    In general, commercial letters of credit are short-term commitments used to finance commercial contracts for the shipment of goods. Standby letters of credit are also issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In most instances, cash items are held by the Corporation to collateralize these instruments.
    Financial future contracts are agreements to buy or sell a notional amount of a financial instrument at a given time in the future. Options on future contracts confer the right from seller to buyer to take a future position at a stated price. Risks arise from the possible inability of counter parties to meet the terms of their contracts and from movements in securities values and interest rates.
    The Corporation also enters into interest rate swap agreements in managing its interest rate exposure. Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. At December 31, 1993, the Corporation had outstanding two interest rate swap agreements having a total notional amount of $20 million. Both of the agreements were done with commercial banks to change the Corporation's interest rate exposure, one of them consisting of a $10 million floating rate medium term note due in 1994 exchanged to a fixed 6.51%; the other swap agreement is for a notional principal amount of $10 million covering the Corporation's interest rate exposure on half of a $20 million fixed rate medium term note to a floating rate. These agreements end at the time the related obligations mature. Non-performance by any of the counter parties on these agreements will expose the Corporation to an interest rate risk which management deems to be immaterial.
    Interest rate caps are contractual agreements protecting the buyer against a rise in interest rates. As of December 31, 1993, the Corporation had outstanding two interest rate caps having a total notional amount of $20 million. These caps were acquired in order to minimize the interest rate risk associated with certain variable-rate securities and end at the time the related securities mature in 1995. Cap rates range from 5.5% to 7.5%. The risk which may arise from the inability of counter parties to meet the terms of their contracts is considered immaterial to management.
    The following table summarizes certain financial information on hedging activities as of December 31, 1993:

                                       Interest rate
                                           swaps
                                    -------------------
Impact on 1993:
    - Net interest income              ($264,000)
    - Net interest margin                 (2.97%)
    - Effect of 1% increase in
        interest rates on 1993
        earnings                         $86,000

    The gains and losses from hedging activities are amortized over the remaining life of the security being hedged. Currently, there are no deferred gains and losses from these activities. The expected weighted average interest rates to be received and paid on the interest rate swaps approximate 5.44% and 5.01%, respectively.
    A geographic concentration exists within the Corporation's loan portfolio since most of the Corporation's business activity is with customers located in Puerto Rico. However, as of December 31, 1993, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio.

NOTE 23 -  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL
           INSTRUMENTS:
The information about the estimated fair values of financial instruments, as required by the Statement of Financial Accounting Standards No. 107 (SFAS 107), is presented hereunder including some

- - - - - --------------------------------------------------------------------------------
items not recognized in the statement of financial position. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms with the first entity. SFAS 107 provides that for deposit liabilities with no defined maturities, such as demand deposit accounts, NOW, money market and savings accounts, which at December 31, 1993 and 1992, comprised 67.1% and 61.8%, respectively, of the Corporation's total deposits, the fair value to be disclosed is the amount payable on demand.  All nonfinancial instruments are excluded from the disclosure requirements of SFAS
107.
    For those financial instruments with no quoted market prices available, fair values have been estimated using present value or other valuation techniques.  These techniques are inherently subjective and are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and prepayment assumptions.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.
    The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 1993 and 1992, respectively.  In different interest rate environments, fair value results can differ significantly, especially for certain fixed rate financial instruments and nonaccrual assets.  In addition, the fair values presented do not attempt to estimate the value of the Corporation's fee generating businesses and anticipated future business activities, that is, they do not represent the
Corporation's value as a going concern.  Accordingly, the aggregate fair value amounts presented do not  represent the underlying value of the Corporation.
    The estimated fair values of the Corporation's financial instruments, their carrying value and the methodologies used to estimate fair values are presented below.

Short-Term Financial Instruments:
Short-term financial instruments, both assets and liabilities, have been valued at their carrying amounts as reflected in the Corporation's Statement of Condition. For these financial instruments, the carrying value may approximate fair value because of the relatively short period of time between the origination of the instruments and their expected realization. Included in this category are: cash and due from banks, federal funds sold and securities and mortgages purchased under agreements to resell, time deposits with other banks, bankers' acceptances, customers' liabilities on acceptances, accrued interest receivable, securities sold under agreements to repurchase, acceptances outstanding and accrued interest payable.

Investment and Trading Securities:
Investment and trading securities are financial instruments which trade regularly on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes where available, or quoted market prices of financial instruments with similar characteristics. The fair value of trading account securities equals its carrying value since they are marked-to-market for accounting purposes. These instruments are detailed in the statement of condition and in notes 3 and 4.

Loans:
Estimated fair values have been determined for loan portfolios with similar financial characteristics. Loans were segregated by type such as commercial, construction, residential mortgage, consumer and credit cards. Each loan category was further segmented based on collateral, interest repricing and accrual vs. non-accrual status. For variable rate loans with frequent repricing terms and no significant change in credit risk, fair values were based on carrying values.
    Commercial loans with fixed rates were segregated in commercial real estate, cash collateral and other. Consumer loans were segregated by type such as personal, auto, boat, student, reserve lines and home equity loans.
Personal loans were further subdivided in mortgage-guaranteed, cash collateral and unsecured. The fair values of fixed-rate commercial, construction and consumer loans were estimated by discounting scheduled cash flows using prevailing market rates for those loans at the end of 1993 and 1992, respectively. The unfavorable fair valuation results for consumer loans were mainly due to the deregulation, during 1992, of the maximum rates that can be charged on consumer loans in Puerto Rico. Before this deregulation, the maximum rate chargeable in most consumer loans was limited to 130% of the average prime rate for the previous quarter.
    For non-accruing loans, the estimated fair values were based on the discounted value of estimated cash flows. For these loans, principal-only cash flows were adjusted to reflect projected charge-offs. Interest cash flows were determined based on historical collection experience.
    Residential mortgage loans were valued using quoted market prices, for those available, and market prices of similar traded loans with similar credit ratings, interest rates and maturity dates adjusted for estimated prepayments. For credit card loans, fair value estimates were determined by discounting the projected income stream of the portfolio, after deducting operating expenses and estimated credit losses.
    SFAS 107 does not require, nor has the Corporation performed, a fair valuation of its lease financing portfolio. However, for presentation purposes only, leases are shown below with fair value equal to carrying value.

                                               1993
                          --------------------------------------------
                                                          Estimated
                            Carrying value                fair value
                          --------------------------------------------
                                          (In thousands)
Commercial                    $2,369,514                 $2,364,891
Construction                     153,436                    156,508
Lease financing                  375,693                    375,693
Mortgage                       1,576,044                  1,623,850
Consumer
  (including credit cards)     1,872,235                  1,857,068
Less: Allowance for
      loan losses                133,437
                          --------------------------------------------
                              $6,213,485                 $6,378,010
                          ============================================

- - - - - ------------------------------------------------------------------------------------------------------------------------------------
                                           1992
                           ----------------------------------
                                                   Estimated
                            Carrying value        fair value
                           ----------------------------------
                                      (In thousands)
Commercial                    $2,133,357          $2,122,509
Construction                     172,411             175,387
Lease financing                  314,905             314,905
Mortgage                         790,802             815,542
Consumer
  (including credit cards)     1,840,578           1,786,641
Less: Allowance for
      loan losses                110,714
                           ---------------------------------
                              $5,141,339          $5,214,984
                           =================================

Deposit Liabilities:
Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 1993 and 1992, respectively. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates offered at December 31, 1993 and 1992, respectively, for deposits with similar remaining maturities.

                                          1993
                           ----------------------------------
                                                  Estimated
                            Carrying value        fair value
                           ----------------------------------
                                      (In thousands)
Non interest bearing
 deposits                     $1,848,859          $1,848,859
Savings accounts               2,737,037           2,737,037
NOW and money
 market accounts               1,135,043           1,135,043
Certificates of deposit        2,801,719           2,831,589
                          -----------------------------------
                              $8,522,658          $8,552,528
                          ===================================

                                           1992
                          ------------------------------------
                                                   Estimated
                            Carrying value        fair value
                          ------------------------------------
                                      (In thousands)
Non interest bearing
 deposits                     $1,614,806          $1,614,806
Savings accounts               2,315,572           2,315,572
NOW and money
 market accounts               1,035,955           1,035,955
Certificates of deposit        3,072,378           3,116,444
                          ------------------------------------
                              $8,038,711          $8,082,777
                          ====================================

Borrowings and Long-Term Debt:
Borrowings and Long-Term Debt, which include other short-term borrowings, notes payable, senior debentures and subordinated notes, were valued using quoted market rates for similar instruments at December 31, 1993 and 1992, respectively. Included within other short-term borrowings at December 31, 1993, there are $119 million (1992 - $88 million) in commercial paper issued by the Corporation which has been valued at its carrying amount because of the relatively short period of time between its origination and maturity.

                                           1993
                            -----------------------------------
                                                   Estimated
                             Carrying value        fair value
                            -----------------------------------
                                      (In thousands)
Other short-term
 borrowings                     $664,173            $665,226
Notes payable                    253,855             255,649
Senior debentures                 30,000              31,679
Subordinated notes                62,000              64,282

                                           1992
                           ------------------------------------
                                                   Estimated
                             Carrying value        fair value
                           ------------------------------------
                                      (In thousands)
Other short-term
 borrowings                     $206,882            $206,991
Notes payable                     90,062              93,218
Senior debentures                 30,000              30,232
Subordinated notes                74,000              75,854

Interest rate swaps and caps and foreign exchange contracts:
The fair value of interest rate swap and cap agreements and foreign exchange contracts was determined taking into account the current interest rates and exchange rates, respectively. At December 31, 1993 and 1992, the fair value of interest rate swaps was $795,000 and ($289,000), respectively. The fair value of interest rate caps and foreign exchange contracts is the same as its carrying value as of December 31, 1993 and 1992.

Commitments to Extend Credit and Standby Letters of Credit:
Commitments to extend credit were fair valued using the fees currently charged to enter into similar agreements. For those commitments where a future stream of fees is charged, the fair value was estimated by discounting the projected cash flows of fees on commitments which are expected to be disbursed, based on historical experience. The fair value of letters of credit is based on fees currently charged on similar agreements. At December 31, 1993, the Corporation had $1,784,501,000 and $94,154,000 in commitments to extend credit and letters of credit, respectively (1992 - $1,410,776,000 and $77,504,000). The estimated fair value of these financial instruments with no carrying value was $4,480,000 (1992 - $3,066,000).

NOTE 24 - SUPPLEMENTAL DISCLOSURE ON THE CONSOLIDATED
          STATEMENTS OF CASH FLOWS:
During the year ended December 31, 1993, the Corporation and its subsidiaries paid interest and income taxes amounting to $279,618,000 and $26,690,000, respectively (1992 - $304,591,000 and $5,096,000; 1991 - $392,067,000 and
$5,943,000). In addition, loans transferred to other real estate and other property as of December 31, 1993 amounted to $15,121,000 and $3,923,000, respectively (1992 - $7,799,000 and $5,084,000). During 1992 the Corporation retained $8.5 million of $94 million securitized mortgage loans.

NOTE 25 - LEASE FINANCING RECEIVABLES SOLD:
During 1991 Velco, a subsidiary, sold approximately $68,616,000 of lease financing receivables resulting in a gain of $3,092,000 net

- - - - - --------------------------------------------------------------------------------

of related expenses and estimated losses for uncollectible receivables. Under the servicing agreements, Velco retained the servicing of the portfolio sold and the subsidiary Bank was appointed trustee. At December 31, 1993, the Corporation and Velco are liable under limited recourse provisions on the leases sold which do not exceed $4,500,000.

NOTE 26 - CONTINGENT LIABILITIES:
The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation's financial position or results of operations.

NOTE 27 - BANPONCE CORPORATION (HOLDING COMPANY ONLY)
          FINANCIAL INFORMATION:
The following condensed financial information presents the financial position of the Holding Company only as of December 31, 1993 and 1992 and the results of its operations and its cash flows for the three years ended December 31, 1993.

                      STATEMENTS OF CONDITION

                                           December 31,
                                    -------------------------
                                       1993           1992
                                    -------------------------
                                          (In thousands)
ASSETS
Cash                                $     859      $   1,472
Money market investments                8,467         39,148
Investment securities                   1,000          1,000
Investment in subsidiary Bank,
 at equity                            752,339        662,797
Investment at equity in other
 subsidiaries                          60,932         57,072
Advances to subsidiaries              132,275         67,767
Other assets                              184            601
                                    -------------------------
     Total assets                   $ 956,056      $ 829,857
                                    =========================


LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper                    $  80,300      $  39,904
Senior debentures                      30,000         30,000
Accrued expenses and other
 liabilities                           11,561          7,834
Stockholders' equity                  834,195        752,119
                                    -------------------------
     Total liablities and
       stockholders' equity         $ 956,056      $ 829,857
                                    =========================




                       STATEMENTS OF INCOME


                                   Year ended December 31,
                                 ---------------------------
                                   1993     1992      1991
                                 ---------------------------
                                        (In thousands)
Income:
 Dividends from subsidiary Bank  $ 16,000  $26,000   $25,850
 Interest on money market and
   investment securities              269      210       173
 Gain on sale of securities                    145
 Other operating income                         20
 Interest on advances to
   subsidiaries                    10,091    3,530     2,125
                                 -----------------------------
   Total income                    26,360   29,905    28,148
                                 -----------------------------
Expenses:
 Interest expense                   6,464    3,509     2,475
 Operating expenses                   349      205       127
                                 -----------------------------
   Total expenses                   6,813    3,714     2,602
                                 -----------------------------
Income before income taxes
   and equity in undistributed
   earnings of subsidiaries        19,547   26,191    25,546
Income taxes                        3,546    1,411     1,626
                                 -----------------------------
Income before equity in
   undistributed earnings of
   subsidiaries                    16,001   24,780    23,920
Equity in undistributed earnings
 of subsidiaries                   93,403   60,336    40,644
                                 -----------------------------
   Net income                    $109,404  $85,116   $64,564
                                 =============================

- - - - - ------------------------------------------------------------------------------------------------------
                            STATEMENTS OF CASH FLOWS

                                                                      Year ended December 31,
                                                           -------------------------------------------
                                                              1993             1992             1991
                                                           -------------------------------------------
                                                                          (In thousands)

Cash flows from operating activities:
  Net income                                               $ 109,404         $ 85,116         $ 64,564
                                                           -------------------------------------------
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
       Equity in undistributed
         earnings of subsidiaries                            (93,403)         (60,336)         (40,644)
       Gain on sale of investment
         securities                                                              (145)
       Net decrease (increase) in
         other assets                                            417             (525)             (17)
       Net increase (decrease) in
         other liabilities                                     2,075           (1,028)             907
                                                           -------------------------------------------
             Total adjustments                               (90,911)         (62,034)         (39,754)
                                                           -------------------------------------------
             Net cash provided by
             operating activities                             18,493           23,082           24,810
                                                           -------------------------------------------
Cash flows from investing activities:
  Net decrease (increase) in
    money market investments                                  30,681          (36,648)           6,999
  Sales of investment securities                                                3,014
  Purchase of investment securities                                            (1,000)
  Investment securities received
    from liquidated subsidiaries                                                                (2,870)
  Capital contribution to subsidiaries                                        (26,062)          (7,989)
  Advances to subsidiaries                                   (64,508)         (42,767)
                                                           -------------------------------------------
             Net cash used in investing
             activities                                      (33,827)        (103,463)          (3,860)
                                                           -------------------------------------------
Cash flows from financing activities:
  Net increase in commercial paper                            40,396           39,904
  Cash dividends paid                                        (27,781)         (24,112)         (18,009)
  Proceeds from issuance of
    common stock                                               2,106           59,809            2,399
                                                           -------------------------------------------
             Net cash provided by
             (used in) financing
             activities                                       14,721           75,601          (15,610)
                                                           -------------------------------------------
  Net (decrease) increase in cash                               (613)          (4,780)           5,340
  Cash at beginning of period                                  1,472            6,252              912
                                                           -------------------------------------------
  Cash at end of period                                    $     859         $  1,472         $  6,252
                                                           ===========================================

    The principal source of income for the Corporation consists of dividends from the subsidiary Bank. As a member subject to the regulations of the Federal Reserve Board, the subsidiary Bank must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its net profits, as defined by the Federal Reserve Board, for that year, combined with its retained net profits for the preceding two years. The payment of dividends by the subsidiary Bank may also be affected by other regulatory requirements and policies, such as the maintenance of minimum capital levels.

NOTE 28 - POPULAR INTERNATIONAL BANK, INC. (A SUBSIDIARY OF BANPONCE CORPORATION) FINANCIAL INFORMATION:
The following summarized financial information presents the consolidated financial position of Popular International Bank, Inc. and its subsidiaries as of November 30, 1993 and 1992, and the results of their operations, cash flows and changes in stockholder's equity for the year ended November 30, 1993. Popular International Bank Inc. was organized as the holding company of BanPonce Financial Corp. and Spring Financial Services, Inc. (a second tier subsidiary) effective November 30, 1992.

                            STATEMENTS OF CONDITION
                                  NOVEMBER 30

                                                  1993              1992
                                                --------------------------
                                                      (In thousands)
ASSETS
  Cash                                          $  6,895          $  1,675
                                                --------------------------
  Money market investments                         3,949            12,596
                                                --------------------------
  Loans                                          390,157           189,694
  Less:  Unearned income                          15,680             9,965
    Allowance for loan losses                      5,323             2,394
                                                --------------------------
                                                 369,154           177,335
                                                --------------------------
  Other assets, consisting principally
    of intangible assets, including
    goodwill                                      11,558            10,442
                                                --------------------------
  Total assets                                  $391,556          $202,048
                                                ==========================

LIABILITIES AND STOCKHOLDER'S EQUITY
  Short-term borrowings, consisting of
    $89.9 million (1992 - $47.9 million)
    term notes (Note 11) and a revolving
    credit facility with an affiliate of
    $33.8 million (1992 - $28.8 million)        $123,677          $ 76,737
  Notes payable (Note 12)                        224,162            89,778
  Other liabilities                               12,445             7,115
  Stockholder's equity                            31,272            28,418
                                                --------------------------
       Total liabilities and
         stockholder's equity                   $391,556          $202,048
                                                ==========================



                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED NOVEMBER 30,1993
                                (In thousands)

Income:
  Interest and fees                             $33,923
  Other service fees                              1,945
                                                -------
       Total income                              35,868
                                                -------
Expenses:
  Interest expense                               14,174
  Provision for loan losses                       4,574
  Operating expenses                             12,067
                                                -------
       Total expenses                            30,815
                                                -------
Income before income tax                          5,053
Income tax                                        2,199
                                                -------
       Net income                               $ 2,854
                                                =======

- - - - - --------------------------------------------------------------------------------

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED NOVEMBER 30,1993
                                 (In thousands)

Cash flows from operating activities:
  Net income                                                 $   2,854
  Adjustments to reconcile net income to                     ---------
    cash provided by operating activities:
       Provision for loan losses                                 4,574
       Depreciation and amortization of
         premises and equipment                                    151
       Amortization of intangibles                               1,037
       Amortization of deferred loan fees
         and costs                                               2,072
       Net increase in interest receivable                        (853)
       Net increase in other assets                             (1,167)
       Net increase in other liabilities                         5,330
                                                             ---------
             Total adjustments                                  11,144
                                                             ---------
             Net cash provided by operating
               activities                                       13,998

Cash flows from investing activities:
  Net decrease in money market investments                       8,647
  Net disbursements on loans                                  (198,466)
  Acquisition of premises and equipment                           (283)
                                                             ---------
             Net cash used in investing
               activities                                     (190,102)
                                                             ---------
Cash flows from financing activities:
  Net decrease in short-term borrowings                         46,940
  Issuance of notes payable                                    134,384
                                                             ---------
             Net cash provided by financing
               activities                                      181,324
                                                             ---------
Net increase in cash                                             5,220
Cash at beginning of period                                      1,675
                                                             ---------
Cash at end of period                                        $   6,895
                                                             =========


                            STATEMENT OF CHANGES IN
                              STOCKHOLDER'S EQUITY
                      FOR THE YEAR ENDED NOVEMBER 30,1993
                                 (In thousands)

Preferred Stock:
  Par value $25; authorized 25,000,000 shares,
    none issued
Common Stock:
  Par value $5; authorized 1,000,000 shares,
    issued and outstanding 620,000 shares
  Balance at beginning and end of the
    period                                                   $   3,100
                                                             ---------
Additional paid-in capital:
  Balance at beginning and end of the period                    25,200
                                                             ---------
Retained earnings:
  Balance at beginning of the period                               118
  Net income                                                     2,854
                                                             ---------
       Balance at end of the period                              2,972
                                                             ---------
    Total stockholder's equity                               $  31,272
                                                             =========



NOTE 29 -    BANPONCE FINANCIAL CORP. (A SECOND TIER SUBSIDIARY OF BANPONCE
             CORPORATION) FINANCIAL INFORMATION:

The following summarized financial information presents the consolidated financial position of BanPonce Financial Corp. and its subsidiary as of November 30, 1993 and 1992, and the results of their operations, cash flows and changes in stockholder's equity for the year ended November 30, 1993 and for the eleven-month period from inception date to November 30, 1992.



                            STATEMENTS OF CONDITION
                                  NOVEMBER 30


                                                                               1993              1992
                                                                          ------------------------------
                                                                                   (In thousands)

ASSETS
  Cash                                                                     $    6,890        $    1,675
                                                                            ---------------------------
  Money market investments                                                      2,926            11,296
                                                                            ---------------------------
  Loans                                                                       390,157           189,694
  Less:  Unearned income                                                       15,680             9,965
         Allowance for loan losses                                              5,323             2,394
                                                                            ---------------------------
                                                                              369,154           177,335
                                                                            ---------------------------
  Other assets, consisting principally
    of intangible assets, including
    goodwill                                                                   11,531            10,424
                                                                            ---------------------------
    Total assets                                                           $  390,501        $  200,730
                                                                            ===========================


LIABILITIES AND STOCKHOLDER'S EQUITY
  Short-term borrowings, consisting of
    $89.9 million (1992 - $47.9 million)
    term notes (Note 11) and a revolving
    credit facility with an affiliate of
    $33.8 million (1992 - $28.8 million)                                   $  123,677        $   76,737
  Notes payable (Note 12)                                                     224,162            89,778
  Other liabilities                                                            12,455             7,098
  Stockholder's equity                                                         30,207            27,117
                                                                            ---------------------------
       Total liabilities and
         stockholder's equity                                              $  390,501        $  200,730
                                                                            ===========================



                             STATEMENTS OF INCOME
                                                                                           Eleven-month
                                                                         Year ended        period ended
                                                                         November 30,      November 30,
                                                                             1993              1992
                                                                          ------------------------------
                                                                                (In thousands)

Income:
  Interest and fees                                                        $   33,889        $   17,695
  Other service fees                                                            1,945             1,921
                                                                            ---------------------------
       Total income                                                            35,834            19,616
                                                                            ---------------------------
Expenses:
  Interest expense                                                             14,174             8,151
  Provision for loan losses                                                     4,574             2,322
  Operating expenses                                                           11,797             8,243
                                                                            ---------------------------
       Total expenses                                                          30,545            18,716
                                                                            ---------------------------
Income before income tax                                                        5,289               900
Income tax                                                                      2,199               481
                                                                            ---------------------------
       Net income                                                          $    3,090        $      419
                                                                            ===========================

- - - - - ------------------------------------------------------------------------------------------------------------------------------------
                               STATEMENTS OF CASH FLOWS
                                                                  Eleven-month
                                                    Year ended    period ended
                                                    November 30,  November 30,
                                                        1993         1992
                                                    --------------------------
                                                         (In thousands)
Cash flows from operating activities:
 Net income                                          $  3,090      $   419
                                                    --------------------------
 Adjustments to reconcile net income to
   cash provided by operating activities:
    Provision for loan losses                           4,574        2,322
    Depreciation and amortization of
      premises and equipment                              151           94
    Amortization of intangibles                         1,037          976
    Amortization of deferred loan fees
      and costs                                         2,072          333
    Net increase in interest receivable                  (853)        (842)
    Net increase in other assets                       (1,159)        (880)
    Net increase in other liabilities                   5,357        3,929
                                                    --------------------------
         Total adjustments                             11,179        5,932
                                                    --------------------------
         Net cash provided by operating
          activities                                   14,269        6,351
                                                    --------------------------
Cash flows from investing activities:
 Net decrease (increase) in money market
   investments                                          8,370      (11,629)
 Net disbursements on loans                          (198,465)     (90,485)
 Acquisition of premises and equipment                   (283)        (190)
                                                    --------------------------
         Net cash used in investing
          activities                                 (190,378)    (102,304)
                                                    --------------------------
Cash flows from financing activities:
 Net increase in short-term borrowings                 46,940       50,737
 Issuance of notes payable                            134,384       19,779
 Capital contribution from Parent
   Company                                                          25,000
                                                    --------------------------
         Net cash provided by financing
          activities                                  181,324       95,516
                                                    --------------------------
Net increase (decrease) in cash                         5,215         (437)
Cash at beginning of period                             1,675        2,112
                                                    --------------------------
Cash at end of period                                $  6,890      $ 1,675
                                                    ==========================





                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                  Eleven-month
                                                    Year ended    period ended
                                                    November 30,  November 30,
                                                       1993          1992
                                                    --------------------------
                                                         (In thousands)
Common Stock:
 Par value $0.01; authorized 100
   shares, all issued and outstanding
    Balance at beginning and end of the              $   ---      $   ---
      period                                        --------------------------

Additional paid-in capital:
 Balance at beginning of the period                    27,000        2,000
 Capital contribution from Parent
   Company                                                          25,000
                                                    --------------------------
    Balance at end of the period                       27,000       27,000
                                                    --------------------------
Retained earnings:
Balance at beginning of the period                        117         (302)
Net income                                              3,090          419
                                                    --------------------------
    Balance at end of the period                        3,207          117
                                                    --------------------------
      Total stockholder's equity                      $30,207      $27,117
                                                    ==========================


NOTE 30 -    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):
        Unaudited financial data showing the results for each 1993 and 1992 quarters are presented below. In the opinion of management all adjustments necessary for a fair presentation have been included.




                                             1993                                                1992
- - - - - --------------------------------------------------------------------------------------------------------------------------------
                              Fourth        Third      Second      First       Fourth      Third       Second      First
                              quarter      quarter     quarter    quarter     quarter     quarter     quarter     quarter
- - - - - --------------------------------------------------------------------------------------------------------------------------------
                                                         (In thousands, except per share data)
Interest income               $199,780    $196,709   $191,220    $184,427    $187,284    $188,328    $183,168    $181,574
Net interest income            126,490     125,174    122,703     117,761     115,514     112,093     107,912     104,700
Provision for loan losses       14,737      17,442     19,166      21,547      23,043      24,333      26,237      24,020
Income before income tax,
 cumulative effect of
 accounting changes and
 dividends on preferred
 stock of subsidiary Bank       38,291      36,806     35,005      22,038      26,657      24,927      24,058      24,503
Cumulative effect of
 accounting changes                                                 6,185
Net income                      28,224      28,154     27,506      25,520      23,050      21,198      20,844      20,024
      Per share                    .87         .86        .84         .78         .73         .71         .69         .66

STOCKHOLDERS' INFORMATION
- - - - - --------------------------------------------------------------------------------

                        INDEPENDENT PUBLIC ACCOUNTANTS
                        Price Waterhouse

                        ANNUAL MEETING
                        The 1994 annual stockholders' meeting of BanPonce Corporation will be held on April 22 at 2:00 p.m. at Banco Popular Center Building in Hato Rey, Puerto Rico.

                        TELEPHONE                 (809) 765-9800
                        FAX                       (809) 759-7803

                        ADDITIONAL INFORMATION
                        Copies of the Annual Report to the Securities and Exchange Commission on Form 10-K and any other financial information may be obtained by writing to:

                                Orlando Berges
                                Senior Vice President and Comptroller
                                Banco Popular de Puerto Rico
                                PO Box 362708
                                San Juan, PR 00936-2708