Form 10-K, Exhibit 13
period 1996-12-31
BANPONCE CORP
filed 1997-03-21
CIK 763901

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 10-K

 X              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
---            THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED,
                          EFFECTIVE OCTOBER 7, 1996]

                   For the Fiscal Year Ended December 31, 1996
                                       OR
              TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
---           THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                           Commission File No. 0-13818

                              BANPONCE CORPORATION
                              --------------------

                 Incorporated in the Commonwealth of Puerto Rico

                   IRS Employer Identification No. 66-0416582

                          Principal Executive Offices:
                          ----------------------------
                            209 Munoz Rivera Avenue
                          Hato Rey, Puerto Rico 00918
                        Telephone Number: (787) 765-9800

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
                                       ---    ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

             ------------------------------------------------------

As of February 28, 1997 the Corporation had 66,121,855 shares of common stock outstanding. The aggregate market value of the common stock held by non-affiliates of the Corporation was $2,380,387,000 based upon the reported closing price of $36.00 on the NASDAQ National Market System on that date.

                      DOCUMENTS INCORPORATED BY REFERENCE
                      -----------------------------------

         (1) Portions of the Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1996 are incorporated herein by reference in response to Item 1 of Part I.

         (2) Portions of the Corporation's Proxy Statement relating to the 1997 Annual Meeting of Stockholders of the Corporation are incorporated herein by reference to Items 10 through 13 of Part III.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PART I
------

Item 1      Business....................................................     3
Item 2      Properties..................................................    10
Item 3      Legal Proceedings...........................................    11
Item 4      Submission of Matters to a Vote of Security Holders.........    11

PART II
-------

Item 5      Market for Registrant's Common Stock and Related
              Stockholder Matters.......................................    11
Item 6      Selected Financial Data.....................................    12
Item 7      Management's Discussion and Analysis of Financial
              Condition and Results of Operations.......................    12
Item 8      Financial Statements and Supplementary Data.................    13
Item 9      Changes in and Disagreements with Accountants on
              Accounting and Financial Disclosure.......................    13
PART III
--------

Item 10     Directors and Executive Officers of the Registrant..........    13
Item 11     Executive Compensation......................................    13
Item 12     Security Ownership of Certain Beneficial Owners
              and Management............................................    13
Item 13     Certain Relationships and Related Transactions..............    13


PART IV
-------

Item 14     Exhibits, Financial Statement Schedules, and
              Reports on Form 8-K.......................................    14

                                     PART I

ITEM 1. BUSINESS

         BANPONCE CORPORATION (the "Corporation") is a diversified, publicly owned bank holding company, incorporated under the General Corporation Law of Puerto Rico in November 1984. It provides a wide variety of financial services through its principal subsidiaries: Banco Popular de Puerto Rico ("Banco Popular" or the "Bank"), BP Capital Markets, Inc. ("BP Capital") and Popular International Bank, Inc. ("PIB"). The Corporation is subject to the provisions of the U.S. Bank Holding Company Act of 1956 (the "BHC Act") and, accordingly, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Banco Popular, the Corporation's principal banking subsidiary, was incorporated over 100 years ago in 1893 and is Puerto Rico's largest bank with total assets of $14.0 billion, deposits of $10.1 billion and stockholder's equity of $1.0 billion at December 31, 1996. The Bank accounted for 84% of the total consolidated assets of the Corporation at December 31, 1996. The Bank is a full-service commercial bank, and Puerto Rico's largest banking institution with a delivery system of 178 branches and 327 automated teller machines on the island. The Bank also has the largest trust operation in Puerto Rico and is the largest servicer of mortgage loans for investors. In addition, it operates the largest Hispanic bank branch network in the mainland United States with 29 branches in New York and an agency in Chicago. As of December 31, 1996, these branches had a total of approximately $1.5 billion in deposits. The Bank also operates seven branches in the U.S. Virgin Islands and one branch in the British Virgin Islands. The Bank is a member of the Federal Reserve System and is also subject to the supervision of the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico and the Superintendent of Banks of the State of New York. Banco Popular's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"). In addition, Banco Popular has three subsidiaries, Popular Leasing & Rental, Inc., Puerto Rico's largest vehicle leasing and daily rental company, Popular Consumer Services, Inc., a small-loan and secondary mortgage company with 35 offices in Puerto Rico operating under the name of Best Finance, and Popular Mortgage, Inc., a mortgage loan company with four offices in Puerto Rico operating under the name of Puerto Rico Home Mortgage. BP Capital Markets, Inc. is a direct subsidiary of the Corporation engaged in the business of securities broker-dealer in Puerto Rico, with institutional brokerage, financial advisory, and investment and security brokerage operations.

         PIB, incorporated under the Puerto Rico International Banking Center Act ("IBC Act"), owns all issued and outstanding stock of BanPonce Financial Corp ("Financial"), a Delaware corporation. PIB is principally engaged in providing managerial services to its subsidiaries. Financial is the direct owner of all the issued and outstanding shares of Pioneer Bancorp, Inc., a corporation organized under the laws of Delaware and headquartered in Chicago, Illinois, and a registered bank holding company under the BHC Act of 1956, which through its wholly-owned subsidiary River Associates, Bancorp, Inc., a Delaware corporation, owns and operates Banco Popular, Illinois (formerly Pioneer Bank & Trust Company) a bank organized under the laws of the State of Illinois with five branches in that state. The deposits of Banco Popular, Illinois are insured by the FDIC. As of December 31, 1996 the assets of Banco Popular, Illinois were $467.4 million and its deposits were $375.3 million.

         Financial is also the direct owner of all the common stock of Banco Popular, FSB, a federal savings bank which acquired from the Resolution Trust Corporation ("RTC") certain assets and all of the deposits of four New Jersey branches of the former Carteret Federal Savings Bank, a federal savings bank under Resolution Trust Corporation conservatorship. The deposits of Banco Popular, FSB are insured by the FDIC and it is subject to the supervision of the Office of Thrift Supervision. As a result of the ownership of Banco Popular, FSB, the Corporation has become a registered savings and loan holding company under the Home Owners' Loan Act.

         Banco Popular, FSB owns Equity One, Inc., a Delaware corporation (formerly Spring Financial Services, Inc.) ("Equity One"). Equity One is a diversified consumer finance company engaged in the business of granting personal and mortgage loans and providing dealer financing through 102 offices in 28 states with total assets of $1.1 billion as of December 31, 1996. Equity One had initially been acquired by Financial on September 30, 1991, prior to which time Financial had no significant business operations.

         On September 30, 1996, Financial acquired all of the common stock of CombanCorp, a corporation organized under the laws of California and headquartered in Los Angeles, and a registered bank holding company under the BHC Act. CombanCorp owns Banco Popular, National Association (California) ("Banco Popular, N.A. (California)"), a national bank with four branches in California. The deposits of Banco Popular, N.A. (California) are also insured by the FDIC and it is subject to the supervision of the Office of the Comptroller of the Currency. As of December 31, 1996, it had assets of $139.5 million and deposits of $100.9 million.

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

         The Corporation's business is described on pages 10 through 29 of the Business Review Section of the Annual Report to Shareholders for the year ended December 31, 1996, information which is incorporated herein by reference.

                           REGULATION AND SUPERVISION
GENERAL

         The Corporation is a bank holding company subject to the supervision and regulation of the Federal Reserve Board under the BHC Act. As a bank holding company, the Corporation's activities and those of its banking and non-banking subsidiaries are limited to the business of banking and activities closely related to banking, and the Corporation may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, in the United States including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHC Act from engaging in non-banking activities, subject to certain exceptions.

         Banco Popular is considered a foreign bank for purposes of the International Banking Act of 1978 (the "IBA"). Under the IBA Banco Popular is not permitted to operate a branch or agency that is located outside of its "home state", except that a national bank with the same home state is permitted to do so as described under "Interstate Banking and Other Recent Legislation" below. Puerto Rico is not considered a state for purposes of these geographic limitations. Banco Popular has designated the state of New York as its home state. In addition, some states have laws prohibiting or restricting foreign banks from acquiring banks located in such states and treat Puerto Rico's banks and bank holding companies as foreign banks for such purposes.

         Banco Popular, Banco Popular, Illinois, Banco Popular, N.A. (California) and Banco Popular, FSB are subject to supervision and examination by applicable federal and state banking agencies including, in the case of Banco Popular, the Federal Reserve Board and the Office of the Commissioner of Financial Institutions of Puerto Rico, in the case of Banco Popular, Illinois, the FDIC and the Illinois Commissioner of Banks and Trust Companies, in the case of Banco Popular, N.A. (California), the Office of the Comptroller of the Currency (the "OCC") and in the case of Banco Popular, FSB, the Office of Thrift Supervision (the "OTS") and the FDIC. Banco Popular, Banco Popular, Illinois, Banco Popular, N.A. (California) and Banco Popular, FSB are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of other investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Banco Popular, Banco Popular, Illinois, Banco Popular, N.A. (California) and Banco Popular, FSB. In addition to the impact of regulations, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

F D I C I A

         Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") the federal banking regulators must take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA and regulations thereunder established five capital tiers:
"well capitalized", "adequately capitalized," "undercapitalized", "significantly undercapitalized", and "critically undercapitalized". A depository institution is deemed well capitalized if it maintains a leverage ratio of at least 5%, a risk-based Tier 1 capital ratio of at least 6% and a risk-based total capital ratio of at least 10% and is not subject to any written agreement or directive to meet a specific capital level. A depository institution is deemed adequately capitalized if it is not well capitalized but maintains a leverage ratio of at least 4% (or at least 3% if given the highest regulatory rating and not experiencing or anticipating significant growth), a risk-based Tier 1 capital ratio of at least 4% and a risk-based total capital ratio of at least 8%. A depository institution is deemed undercapitalized if it fails to meet the standards for adequately capitalized institutions (unless it is deemed significantly or critically undercapitalized). An institution is deemed significantly undercapitalized if it has a leverage ratio of less than 3%, a risk-based Tier 1 capital ratio of less than 3% or a risk-based total capital ratio of less than 6%. An institution is deemed critically undercapitalized if it has tangible equity equal to 2% or less of total assets. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating in any one of four categories.

         At December 31, 1996, Banco Popular, Banco Popular, Illinois, and Banco Popular, FSB were well capitalized. At the same date Banco Popular, N.A. (California) was adequately capitalized. At the end of February 1997, after receiving an additional capital contribution of one million from Financial, Banco Popular, N.A. (California) was well capitalized.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of five percent of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

HOLDING COMPANY STRUCTURE

         Banco Popular, Banco Popular, Illinois, Banco Popular, N.A. (California) and Banco Popular, FSB are subject to restrictions under federal law that limit the transfer of funds between them and the Corporation, Financial, PIB and the Corporation's other non-banking subsidiaries, whether in the form of loans, other extensions of credit, investments or asset purchases. Such transfers by Banco Popular, Banco Popular, Illinois, Banco Popular, N.A. (California) or Banco Popular, FSB, respectively, to the Corporation, Financial, or PIB, as the case may be, or to any one non-banking subsidiary, are limited in amount to 10% of the transferring institution's capital stock and surplus and, with respect to the Corporation and all of its non-banking subsidiaries, to an aggregate of 20% of the transferring institution's capital stock and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

         Under the Federal Reserve Board policy, a bank holding company such as the Corporation, is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each subsidiary bank. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, any capital loans by a bank holding company to any of its subsidiary banks must be subordinated in right of payment to deposits and to certain other indebtedness of such subsidiary bank. Banco Popular, Banco Popular, Illinois, Banco Popular, N.A. (California) and Banco Popular, FSB are currently the only depository institution subsidiaries of the Corporation.

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

         Under the Federal Deposit Insurance Act (FDIA), a depository institution (which definition includes both banks and savings associations), the deposits of which are insured by the FDIC, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default". "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Banco Popular, Banco Popular, Illinois, Banco Popular, N.A. (California) and Banco Popular, FSB are all currently FDIC-insured depository institutions. In some circumstances (depending upon the amount of the loss or anticipated loss suffered by the FDIC), cross-guarantee liability may result in the ultimate failure or insolvency of one or more insured depository institutions in a holding company structure. Any obligation or liability owned by a subsidiary bank to its parent company is subordinated to the subsidiary bank's cross-guarantee liability with respect to commonly controlled insured depository institutions.

DIVIDEND RESTRICTIONS

         The principal regular source of cash flow for the Corporation is dividends from Banco Popular. Various statutory provisions limit the amount of dividends Banco Popular can pay to the Corporation without regulatory approval. As a member bank subject to the regulations of the Federal Reserve Board, Banco Popular must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by the member bank in any calendar year would exceed the total of its net profits, as defined by the Federal Reserve Board, for that year, combined with its retained net profits for the preceding two years. In addition, a member bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans that are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, a member bank is not permitted to add the balance in its allowance for loan losses account to its undivided profits then on hand. However, it may net the sum of its bad debts as so defined against the balance in its allowance for loan losses account and deduct from undivided profits only bad debts as so defined in excess of that account. At December 31, 1996, Banco Popular could have declared a dividend of approximately $197.1 million without the approval of the Federal Reserve Board. Illinois law contains similar limitations on the amount of dividends that Banco Popular, Illinois can pay and the National Bank Act contains similar limitations, on the amount of dividends Banco Popular, N.A. (California) can pay. In addition, OTS regulations limit the amount of capital distributions (whether by dividend or otherwise) that any savings association may make without prior OTS approval, based upon the savings association's regulatory capital levels. These limitations are applicable to Banco Popular, FSB. Also, in connection with the acquisition by Banco Popular, FSB, from the RTC of four New Jersey branches of the former Carteret Federal Savings Bank, the RTC provided Banco Popular, FSB and Financial an interim financial assistance. The assistance consisted of a 5-year term loan for $19.5 million, payable in the year 2000 in a single lump sum installment and accruing interest, payable quarterly, at a floating rate of 12.5 basis points over the rate payable on the 13-week U.S. Treasury Bill. The loan is secured with the issued and outstanding shares of common stock of Banco Popular, FSB. Pursuant to the term of such financing, Banco Popular, FSB may not, among other things, declare or pay any dividends on its outstanding capital stock (unless such dividends are used exclusively for payment of principal of or interest on such promissory note) or make any distributions of its assets until payment in full of such promissory note.

         The payment of dividends by Banco Popular, Banco Popular, Illinois, Banco Popular, N.A. (California) or Banco Popular, FSB may also be affected by other regulatory requirements and policies, such as the maintenance of adequate capital. If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in, or is about to engage in, an unsafe or unsound practice (that, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such depository institution cease and desist from such practice. The Federal Reserve Board has issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings. In addition, all insured depository institutions are subject to the capital-based limitations required by the FDICIA. See "FDICIA".

         See "Puerto Rico Regulation" for a description of certain restrictions on Banco Popular's ability to pay dividends under Puerto Rico law.

FDIC INSURANCE ASSESSMENTS

         Banco Popular, Banco Popular, Illinois, Banco Popular, N.A. (California) and Banco Popular, FSB are subject to FDIC deposit insurance assessments.

         Pursuant to FDICIA, the FDIC has adopted a risk-based assessment system, under which the assessment rate for an insured depository institution varies according to the level of risk incurred in its activities. An institution's risk category is based partly upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also assigned to one of the following "supervisory subgroups": "A", "B" or "C". Group "A" institutions are financially sound institutions with only a few minor weaknesses; Group "B" institutions are institutions that demonstrate weaknesses that, if not corrected, could result in significant deterioration; and Group "C" institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

         The FDIC reduced the insurance premiums it charges on bank deposits insured by the Bank Insurance Fund ("BIF") to the statutory minimum of $2,000.00 for "well capitalized" banks, effective January 1, 1996. On September 30, 1996, the Deposit Insurance Funds Act of 1996 ("DIFA") was enacted and signed into law. DIFA repealed the statutory minimum premium and, currently, premiums related to deposits assessed by both the BIF and the Savings Association Insurance Fund ("SAIF") are to be assessed at a rate between 0 cents and 27 cents per $100.00 of deposits. DIFA also provides for a special one-time assessment imposed on deposits insured by the SAIF to recapitalize the SAIF to bring it up to statutory required levels. The Corporation accrued for the one-time assessment in the third quarter of 1996.

         DIFA also separates, effective January 1, 1997, the Financing Corporation ("FICO") assessment to service the interest on its bond obligations from the BIF and SAIF assessments. The amount assessed on individual institutions by the FICO will be in addition to the amount, if any, paid for deposit insurance according to the FDIC's risk-related assessment rate schedules. FICO assessment rates for the first semiannual period of 1997 were set at 1.30 basis points annually for BIF-assessable deposits and 6.48 basis points annually for SAIF-assessable deposits. (These rates may be adjusted quarterly to reflect changes in assessment bases for the BIF and the SAIF. By law, the FICO rate on BIF-assessable deposits must be one-fifth the rate on SAIF-assessable deposits until the insurance funds are merged or until January 1, 2000, whichever occurs first.) As of December 31, 1996, the Corporation had a BIF deposit assessment base of approximately $10.1 billion and a SAIF deposit assessment base of approximately $207 million.

BROKERED DEPOSITS

         FDIC regulations adopted under FDICIA govern the receipt of brokered deposits. Under these regulations, a bank cannot accept, roll over or renew brokered deposits (which term is defined also to include any deposit with an interest rate more than 75 basis points above prevailing rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that is adequately capitalized may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. The Corporation does not believe the brokered deposits regulation has had or will have a material effect on the funding or liquidity of Banco Popular, Banco Popular, Illinois, Banco Popular, N.A. (California) or Banco Popular, FSB.

CAPITAL ADEQUACY

         Information about the capital composition of the Corporation as of December 31, 1996 and for the four previous years is presented in Table I "Capital Adequacy Data", on page F-16 in the "Management Discussion and Analysis of Financial Condition and Results of Operations" (MD&A) and is incorporated herein by reference.

         The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. Under the guidelines the minimum ratio of qualifying total capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interest in unconsolidated subsidiaries, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill, other disallowed intangibles and the disallowed portion of deferred tax assets ("Tier 1 Capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan and lease loss reserves ("Tier 2 Capital").

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

         In addition, the Federal Reserve Board has established minimum leverage ratio (Tier 1 Capital to quarterly average assets) guidelines for bank holding companies and member banks. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies and member banks that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies and member banks are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" and other indicia of capital strength in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 Capital less all intangibles, to quarterly average assets less all intangibles. The Federal Reserve Board has not advised the Corporation of any specific minimum leverage ratio applicable to it.

         Banco Popular is subject to the risk-based and leverage capital requirements adopted by the Federal Reserve Board. As of December 31, 1996, Banco Popular had a tier 1 capital ratio of 11.31%, a total capital ratio of 12.57% and a leverage ratio of 6.65%.

         Banco Popular, Illinois, Banco Popular, N.A. (California) and Banco Popular, FSB are subject to similar capital requirements adopted by the FDIC, the OCC and the OTS, respectively.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business. See "FDICIA".

         The Federal Reserve Board established a limitation on the amount of certain deferred tax assets that may be included in Tier 1 capital for risk-based and leverage capital purposes. Under this rules deferred tax assets that can only be realized if an institution earns taxable income in the future and are limited for regulatory capital purposes to the amount that the institution expects to realize within one year of the quarter-end report date based on its projection of taxable income or 10 percent of Tier 1 capital, whichever is less. In addition, the Federal Reserve Board has decided to exclude from regulatory capital the amount of net unrealized gains and losses on securities available-for-sale, except the net unrealized losses of equity securities with readily determinable fair values.

         Bank regulators have from time to time indicated their desire to raise capital requirements applicable to banking organizations beyond current levels. However, management is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what terms.

Interstate Banking and Other Recent Legislation

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits bank holding companies, with Federal Reserve approval, to acquire banks located in states other than the holding company's home state without regard to whether the transaction is prohibited under state law. In addition, commencing June 1, 1997, national and state banks with different home states will be permitted to merge across state lines, with approval of the appropriate federal banking agency, unless the home state of a participating bank passes legislation prior to May 31, 1997 expressly prohibiting interstate mergers. States may "opt in" to permit insterstate branching by merger prior to June 1, 1997, and to permit de novo insterstate branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through de novo branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the state which has opted out, whether through an acquisition or de novo. A foreign bank, like Banco Popular, may branch interstate by merger or de novo to the same extent as domestic banks in the foreign bank's home state, which, in the case of Banco Popular, is New York.

         Various other legislation, inluding proposals to overhaul the bank regulatory system, expand bank and bank holding company powers and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. It is impossible to predict whether or in what form these proposals may be adopted in the future, and, if adopted, what their effect will be on the Corporation or its subsidiaries.

Puerto Rico Regulation

    General

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

         Section 17 of the Banking Law permits Banco Popular to make loans to any one person, firm, partnership or corporation, up to an aggregate amount of fifteen percent (15%) of the paid-in capital and reserve fund of the Bank. As of December 31, 1996, the legal lending limit for the Bank under this provision was approximately $90 million. If such loans are secured by collateral worth at least twenty-five percent (25%) more than the amount of the loan, the aggregate maximum amount may reach one third of the paid-in capital of the Bank, plus its reserve fund. There are no restrictions under Section 17 on the amount of loans that are wholly secured by bonds, securities and other evidence of indebtedness of the Government of the United States or the Commonwealth, or by current debt bonds, not in default, of municipalities or instrumentalities of the Commonwealth.

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

         The Finance Board, which is a part of the Office of the Commissioner, but also includes as its members the Secretary of the Treasury, the Secretary of Commerce, the Secretary of Consumer Affairs, the President of the Planning Board, and the President of the Government Development Bank for Puerto Rico, has the authority to regulate the maximum interest rates and finance charges that may be charged on loans to individuals and unincorporated businesses in the Commonwealth. The current regulations of the Finance Board provide that the applicable interest rate on loans to individuals and unincorporated businesses (including real estate development loans but excluding certain other personal and commercial loans secured by mortgages on real estate properties) is to be determined by free competition. The Finance Board also has authority to regulate the maximum finance charges on retail installment sales contracts, which are currently set at 21%, and for credit card purchases, which are currently set at 26%. There is no maximum rate set for installment sales contracts involving motor vehicles, commercial, agricultural and industrial equipment, commercial electric appliances and insurance premiums.

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

Employees

         At December 31, 1996, the Corporation employed 7,996 persons. None of its employees are represented by a collective bargaining group.

ITEM 2.  PROPERTIES

         As of December 31, 1996, Banco Popular owned (and wholly or partially occupied) approximately 68 branch premises and other facilities throughout the Commonwealth and branches premises in New York. In addition, as of such date, Banco Popular leased properties for branch operations in approximately 113 locations in Puerto Rico, 16 locations in New York, 7 locations in the U.S. Virgin Islands and one location in the British Virgin Islands. The Corporation's management believes that each of its facilities is well-maintained and suitable for its purpose. The principal properties owned by Banco Popular for banking operations and other services are described below:

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

         Stop 22 - Santurce building, a twelve story structure located in Santurce, Puerto Rico. A branch, the accounting department, the human resources division and the auditing department are the main activities conducted at this facility.

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

         At December 31, 1996 the Corporation owned a 23 story office structure located at 268 Munoz Rivera Avenue, Hato Rey, Puerto Rico. Banco Popular occupies approximately 15% of the rented space and the rest of the building is rented to outside tenants. At the same date, Banco Popular, N.A. (California) owned a nine story structure located at 354 South Spring Street, Los Angeles,

California in which office space is mostly rented to outside tenants. A full service branch of Banco Popular, N.A. (California) operates in this facility.

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

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         Not Applicable.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         The Corporation's common stock (the "Common Stock") is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbol BPOP. Information concerning the range of high and low sales prices for the Corporation's common shares for each quarterly period during 1996 and the previous four years, as well as cash dividends declared is contained under Table J, "Common Stock Performance", on page F-17 and under the caption "Stockholders' Equity" on page F-15 in the MD&A, and is incorporated herein by reference.

         Information concerning legal or regulatory restrictions on the payment of dividends by the Corporation and Banco Popular is contained under the caption "Regulation and Supervision" in Item 1 herein.

         On April 26, 1996, the Corporation's Board of Directors authorized a stock split of one share for each share outstandings effected in the form of a dividend, on July 1, 1996. As a result of the split 33,000,590 shares were issued, and $198 million were transferred from retained earnings to common stock.

         As of February 28, 1997, the Corporation had 5,628 stockholders of record of its Common Stock, not including beneficial owners whose shares are held in record names of brokers or other nominees. The last sales price for the Corporation's Common Stock on such date, as quoted on the NASDAQ was $36.00 per share.

         The Corporation currently has outstanding $125 million subordinated notes due December 15, 2005 with interest payable semi-annually at 6.75%. These notes are unsecured subordinated obligations which are subordinated in right of payment in full to all present and future senior indebtedness of the Corporation. These notes do not provide for any sinking fund.

         The Puerto Rico Income Tax Act of 1954, as amended, generally imposes a withholding tax on the amount of any dividends paid by corporations to individuals, whether residents of Puerto Rico or not, trusts, estates and special partnerships at a special 10% withholding tax rate. If the recipient is a foreign corporation or partnership not engaged in trade or business within Puerto Rico the rate of withholding is 10%.

         Prior to the first dividend distribution for the taxable year, individuals who are residents of Puerto Rico may elect to be taxed on the dividends at the regular rates, in which case the special 10% tax will not be withheld from such year's distributions.

         United States citizens who are non-residents of Puerto Rico will not be subject to Puerto Rico tax on dividends if said individual's gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single, or $3,000 if married, and form AS 2732 of the Puerto Rico Treasury Department "Withholding Tax Exemption Certificate for the Purpose of Section 1147", is filed with the withholding agent.

         U.S. income tax law permits a credit against U.S. income tax liability, subject to certain limitations, for certain foreign income taxes paid or deemed paid with respect to such dividends.

ITEM 6.  SELECTED FINANCIAL DATA

         The information required by this item appears in Table B, "Selected Financial Data" on pages F-4 and F-5 and the text under the caption "Earnings Analysis", on page F-7 in the MD&A, and is incorporated herein by reference.

         The Corporation's ratio of earnings to fixed charges on a consolidated basis for each of the last five years is as follows:

                                                  Year ended December 31,
                                                  -----------------------

Ratio of Earnings to Fixed Charges:

                                           1996     1995     1994     1993    1992
                                           ----     ----     ----     ----    ----
         Excluding Interest on Deposits     2.0      2.0      2.6      3.0     2.9
         Including Interest on Deposits     1.4      1.4      1.5      1.5     1.3

Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends:

         Excluding Interest on Deposits     2.0      2.0      2.5      3.0     2.9
         Including Interest on Deposits     1.4      1.4      1.5      1.5     1.3

         For purposes of computing these consolidated ratios, earnings represent income before income taxes, plus fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor and the amortization of debt issuance expense.

         The Corporation's long-term senior debt and preferred stock on a consolidated basis for each of the last five years ended December 31, is as follows:

                                               Year ended December 31,
                                               -----------------------

                                1996         1995         1994         1993         1992
                                ----         ----         ----         ----         ----
(In thousands)
Long-term obligations       $1,111,713   $  885,428   $  489,524   $  283,855   $  120,062
Non-Cumulative preferred
 stock of the Corporation      100,000      100,000      100,000          -0-          -0-
Cumulative perpetual
 preferred stock of
 Banco Popular                     -0-          -0-          -0-       11,000       11,000

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The information required by this item appears on page F-2 through F-34 under the caption "MD&A" and is incorporated herein by reference.

         Table L, "Maturity Distribution of Earning Assets", on page F-20 in the MD&A, has been prepared on the basis of contractual maturities. The Corporation does not have a policy with respect to rolling over maturing loans, but rolls over loans only on a case-by-case basis after review of such loans in accordance with the Corporation's lending criteria.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The information required by this item appears on pages F-35 through F-75, and on page F-32 under the caption "Statistical Summary - Quarterly Financial Data", in the MD&A and is incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not Applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The information contained under the captions "Shares Beneficially Owned by Directors, Nominees and Executive Officers of the Corporation", "Beneficial Ownership Reporting Compliance", "Board of Directors and Committees" including the "Nominees for Election as Directors" and "Executive Officers" of the Corporation's definitive proxy statement filed with the Securities and Exchange Commission on or about March 20, 1997 (the "Proxy Statement"), is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION

         The information under the caption "Executive Compensation Program", and under the caption "BanPonce Corporation Performance Graph" of the Proxy Statement is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The information under the captions "Principal Stockholders", and under "Shares Beneficially Owned by Directors, Nominees and Officers of the Corporation" of the Proxy Statement is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The information under the caption "Family Relationships" and "Other relationships and transactions" of the Proxy Statement, is incorporated herein by reference.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

A. The following documents are part of this report and appear on the pages indicated.

         (1)      Financial Statements:

                  Report of Independent Auditors...............................................  F-35
                  Consolidated Statements of Condition as of December 31, 1996
                    and 1995...................................................................  F-36
                  Consolidated Statements of Income for each of the years in the three-year period ended December 31, 1996..............................  F-37
                  Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 1996...........................  F-38
                  Consolidated Statements of Changes in Stockholders' Equity
                    for each of the years in the three-year period ended
                    December 31, 1996..........................................................  F-39
                  Notes to Consolidated Financial Statements...................................  F-40

         (2) Financial Statement Schedules: No schedules are presented because the information is not applicable or is included in the Consolidated Financial Statements described in A.1 above or in the notes thereto.

         (3)      Exhibits

                  The exhibits listed on the Exhibits Index on page 17 of this report are filed herewith or are incorporated herein by reference.

B. The Corporation filed one report on Form 8-K during the quarter ended December 31, 1996.

         Dated: October 9, 1996

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

                                    BANPONCE CORPORATION
                                         (Registrant)


                                    By: S\RICHARD L. CARRION
                                        --------------------
                                        Richard L. Carrion
                                        Chairman of the Board, President
                                        and Chief Executive Officer
Dated: 02-13-97                         (Principal Executive Officer)
      ----------

                                    By: S\JORGE A. JUNQUERA
                                        -------------------
                                        Jorge A. Junquera
                                        Senior Executive Vice President
Dated: 02-13-97                         (Principal Financial Officer)
      ----------

                                    By: S\AMILCAR L. JORDAN
                                        -------------------
                                        Amilcar L. Jordan
                                        Senior Vice President
Dated: 02-13-97                         (Principal Accounting Officer)
      ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


S\RICHARD L. CARRION                Chairman of the Board,
--------------------                President and Chief
Richard L. Carrion                  Executive Officer                   02-13-97
                                                                        --------

S\ALFONSO F. BALLESTER              Vice Chairman of
----------------------              the Board                           02-13-97
Alfonso F. Ballester                                                    --------

S\ANTONIO LUIS FERRE                Vice Chairman of
--------------------                the Board                           02-13-97
Antonio Luis Ferre                                                      --------

S\JUAN J. BERMUDEZ
------------------
Juan J. Bermudez                    Director                            02-13-97
                                                                        --------

S\FRANCISCO J. CARRERAS
-----------------------
Francisco J. Carreras               Director                            02-13-97
                                                                        --------

S\DAVID H. CHAFEY, JR.
----------------------
David H. Chafey, Jr.                Director                            02-13-97
                                                                        --------

S\LUIS E. DUBON, JR.
--------------------
Luis E. Dubon, Jr.                  Director                            02-13-97
                                                                        --------

S\HECTOR R. GONZALEZ
--------------------
Hector R. Gonzalez                  Director                            02-13-97
                                                                        --------

S\JORGE A. JUNQUERA
-------------------
Jorge A. Junquera                   Director                            02-13-97
                                                                        --------

S\MANUEL MORALES, JR.
---------------------
Manuel Morales, Jr.                 Director                            02-13-97
                                                                        --------

S\ALBERTO M. PARACCHINI
-----------------------
Alberto M. Paracchini               Director                            02-13-97
                                                                        --------

-----------------------
Francisco Perez, Jr.                Director                            --------

S\FRANCISCO M. REXACH, JR.
--------------------------
Francisco M. Rexach, Jr.            Director                            02-13-97
                                                                        --------

--------------------------
Jose E. Rossi                       Director                            --------

S\FELIX J. SERRALLES, JR.
-------------------------
Felix J. Serralles, Jr.             Director                            02-13-97
                                                                        --------

S\EMILIO JOSE VENEGAS
---------------------
Emilio Jose Venegas                 Director                            02-13-97
                                                                        --------

S\JULIO E. VIZCARRONDO, JR.
---------------------------
Julio E. Vizcarrondo, Jr.           Director                            02-13-97
                                                                        --------

                                  EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION                                FOOTNOTE
--------------------------------------------------------------------------------------
  3.1        Restated certificate of Incorporation and By-Laws of BanPonce
             Corporation                                                         (1)
  4.1        Form of certificate for common stock                                (1a)
  4.2        Certificates of Resolution of the Board of Directors of
             BanPonce Corporation dated August 11, 1988 creating a series of Preferred Stock of the Corporation designated as Series A
             Participating Cumulative Preferred Stock Purchase rights and the designation and amount of such series, the voting power preferences, and relative, participating, optional, or other special rights of the shares of such series, and the
             qualifications, limitations or restrictions thereof. Rights
             Agreement dated as of August 11, 1988 by and between BanPonce
             Corporation and Manufacturers Hanover Trust Company regarding the issuance of certain Rights to the Corporation's
             shareholders.                                                       (2)
  4.3        Amendment to Rights Agreement dated as of December 11, 1990.        (3)
  4.4        Indenture, dated as of October 1, 1991, among BanPonce
             Financial Corp, BanPonce Corporation and Citibank, N.A.
             relating to the debt securities of BanPonce Financial Corp
             guaranteed by BanPonce Corporation.                                 (2a)
  4.5        Form of medium-term fixed rate note of BanPonce Financial Corp
             guaranteed by BanPonce Corporation.                                 (2b)
  4.6        Form of medium-term floating rate note of BanPonce Financial
             Corp guaranteed by BanPonce Corporation.                            (2c)
  4.7        Form of Certificate of 8.35% non-cumulative monthly Income
             Preferred Stock, 1994 Series A (Liquidation Preference $25.00
             per share).                                                         (4)
  4.8        Form S-3 filed in connection with the issuance of debt
             securities and preferred stock of BanPonce Corporation,
             Popular International Bank, Inc. and BanPonce Financial Corp
             and guaranteed by BanPonce Corporation in the aggregate amount
             of $1,000,000,000.                                                  (5)
  4.9        Subordinated indenture of BanPonce Corporation, dated November
             30, 1995, between BanPonce Corporation and the First National
             Bank of Chicago, as trustee, and related to 6 3/4%
             subordinated notes due December 15, 2005 in the aggregate
             amount of $125,000,000.                                             (6)
  4.10       Form of subordinated note of BanPonce Corporation.                  (7)
  4.11       Indenture, dated as of February 15, 1995, between BanPonce
             Corporation and the First National Bank of Chicago, as
             trustee.                                                            (15)
  4.12       Form of medium-term fixed rate note of BanPonce Corporation         (16)
  4.13       Form of medium-term floating rate note of BanPonce Corporation      (17)
 10.2        Form 8-A Filing filed in connection with the Series A
             Participating Cumulative Preferred Stock Purchase Rights.           (8)
 10.3        Senior Note Agreement dated as of January 15, 1992, between
             BanPonce Corporation and New York Life Insurance Company
             regarding the issuance by BanPonce Corporation of $30,000,000
             Senior Notes due January 15, 1997.                                  (9)
 10.8        Management Incentive Plan for certain Division Supervisors
             approved in January, 1987.                                          (10)
 10.8.1      BanPonce Corporation Senior Executive Long-Term Incentive Plan
             dated October 6, 1994.                                              (11)
 10.9        Stock Deferment Plan for outside directors effective on August
             15, 1996.
 10.10       Revolving loan agreement executed by and between Vehicle
             Equipment Leasing and BanPonce Corporation as of January 15,
             1992 in the aggregate principal amount of $30,000,000.              (12)
 10.11       $85,785,000 Banco Popular de Puerto Rico 1992 Grantor Trust 1
             Mortgage Pass - Through Certificates, Class A, offering
             memorandum dated June 25, 1992. Underwriting Agreement by and between Merrill Lynch, Pierce, Fenner & Smith, Incorporated acting through its Puerto Rico branch office and Lehman
             Brothers Puerto Rico, Inc. and Banco Popular de Puerto Rico
             dated June 25, 1992; Insurance Agreement by and between
             Municipal Bond Investors Assurance Corporation as Insurer,
             Banco Popular de Puerto Rico as Settlor, Banco Popular de
             Puerto Rico as Servicer, Banco Central as Collateral Agent and
             Banco Central as Trustee dated June 25, 1992.                       (13)
 10.12.2     Revolving Credit and competitive advance facility and credit agreement by and between BanPonce Corporation and BanPonce
             Financial Corp and Chemical Bank, as agent bank, for borrowing up to the principal amount of $500,000,000 dated as of
             November 3, 1995.                                                   (14)
 10.13       Banco Popular de Puerto Rico Bank's Note Program up to the
             aggregate amount of $600,000,000 executed on September 24,
             1996
 10.14       BanPonce Financial Corp, 6 3/4% Medium Term Notes, Series C,
             due August 9, 2001 in the aggregate principal amount of
             $75,000,000.

 12.0        Computation of Ratio of Earnings to Fixed Charges
 13.1        Registrants Annual Report to Shareholders for the year ended
             December 31, 1996
 21.1        Schedule of Subsidiaries
 23.1        Consent of Independent Auditors
 27.0        Financial Data Schedule (for SEC use only)
 99.1        Registrant's Proxy Statement for the April 25, 1997 Annual
             Meeting of Stockholders

------------------------------
(1) Incorporated by reference to Exhibit 4.1 of Registration Statement No.33-39028.

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

(6) Incorporated by reference to Exhibit 4(e) on Form 8-K filed on December 13, 1995.

(7) Incorporated by reference to Exhibit 4(p) on Form 8-K filed on December 13, 1995.

(8) Incorporated by reference to Exhibit number 10.2 of Registration Statement No. 33-00497.

(9)               Incorporated by reference to Exhibit 10.6 of the 1991 Form
                  10-K.

(10)              Incorporated by reference to Exhibit 10.13 of the 1991 Form
                  10-K.

(11)              Incorporated by reference to Exhibit 10.8.1 of the 1994 Form
                  10-K.

(12)              Incorporated by reference to Exhibit 10.19 of the 1991 Form
                  10-K.

(13)              Incorporated by reference to Exhibit 10.14 of the 1992 Form
                  10-K.

(14)              Incorporated by reference to Exhibit 10.12.2 of the 1994 Form
                  10-K.

(15) Incorporated by reference to Exhibit 4(c) on Form 8-K filed on April 13, 1995.

(16) Incorporated by reference to Exhibit 4(a) on Form 8-K filed on April 13, 1995.

(17) Incorporated by reference to Exhibit 4(b) on Form 8-K filed on April 13, 1995.

--------------------------------------------------------------------------------
                              BANPONCE CORPORATION
                              INDEX FINANCIAL DATA


                                                                                  PAGE

FINANCIAL REVIEW AND SUPPLEMENTARY INFORMATION

Managements Discussion and Analysis of Financial Condition and
 Results of Operations..........................................................  F-2

Statistical Summaries...........................................................  F-28

Glossary of Terms...............................................................  F-33



FINANCIAL STATEMENTS

Report of Independent Accountants...............................................  F-35

Consolidated Statements of Condition as of December 31, 1996 and 1995...........  F-36

Consolidated Statements of Income for each of the years in the three-year period ended December 31, 1996......................................  F-37

Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 1996......................................  F-38

Consolidated Statements of Changes in Stockholders Equity for each of the years in the three-year period ended December 31, 1996..................  F-39

Notes to Consolidated Financial Statements......................................  F-40

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

         This financial discussion contains an analysis of the consolidated financial position and financial performance of BanPonce Corporation and its subsidiaries (the Corporation), and should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. The Corporation is a bank holding company which offers a wide range of products and services through its subsidiaries and is engaged in the following businesses:

         - Commercial Banking/Savings and Loans - Banco Popular de Puerto Rico (Banco Popular), Banco Popular, Illinois, Banco Popular, FSB, and Banco Popular, N.A. (California)
         -        Lease Financing - Popular Leasing and Rental, Inc., and
                  Vehicle Equipment Leasing Company, Inc. (VELCO)
         -        Mortgage Banking/Consumer Finance - Popular Mortgage, Inc.
                  (d/b/a Puerto Rico Home Mortgage), Equity One, Inc. (Equity
                  One) and Popular Consumer Services, Inc. (d/b/a Best Finance)
         -        Investment Banking - BP Capital Markets, Inc. (BP Capital)

OVERVIEW

         On April 26, 1996, the Corporation's Board of Directors authorized a common stock split in the form of a dividend of one share for each share outstanding. The new shares were distributed on July 1, 1996, to shareholders of record as of June 14, 1996. All common stock data included herein has been restated to reflect the stock split.

         BanPonce Corporation faced many challenges during 1996. Factors such as legislation and acquisitions in the local banking industry all played an important role. These factors did not hinder the strong results and strategic development obtained during the year, as the net income amounted to $185.2 million, showing a $38.8 million or 26.5% increase over the $146.4 million reported in 1995. The earnings performance reflected an increase in net interest income and improvements in non-interest income, tempered by increases in the provision for loan losses, operating expenses and income taxes.

         Earnings per common share (EPS) for 1996 were $2.68, based on 66,022,312 average shares outstanding, compared with $2.10 for 1995, based on 65,816,300 average shares outstanding. The Corporation's profitability ratios for 1996 represented returns of 1.14% on assets (ROA) and 16.15% on common stockholders' equity (ROE), compared with an ROA and ROE of 1.04% and 14.22%, respectively, in 1995. Table A presents a five-year summary of the components of net income as a percentage of average assets.

         In 1996, the Corporation continued experiencing balance sheet growth with total assets amounting to $16.8 billion compared with $15.7 billion a year earlier. BanPonce ranked 42nd in asset size among the U.S. banking companies as of the end of the third quarter of 1996. In addition, as a result of the Corporation's emphasis on building diverse and stable sources of funding to strengthen its operations and sustain future growth, total deposits increased to $10.8 billion from $9.9 billion a year ago. Borrowings rose $30 million, from $4.4 billion in 1995.

         In line with the emphasis regulatory agencies have placed on capital strength, stockholders' equity of the Corporation reached $1.26 billion at December 31, 1996, compared with $1.14 billion at December 31, 1995. The Corporation's regulatory capital ratios continued to exceed the well-capitalized guidelines with a Tier I ratio of 11.63%, a total capital ratio of 14.18% and a leverage ratio of 6.71% at December 31, 1996, compared with 11.91%, 14.65% and 6.66%, respectively, a year earlier.

         The Corporation's common stock appreciated 74.1% during 1996, from a market price of $19.38 at December 31, 1995, to $33.75 on the same date in 1996. Also, the Board of Directors approved a 20% increase in the quarterly cash dividend effective for the second quarter of 1996, to $0.18 per common share, from $0.15 per share paid in the previous quarters.

         As explained more thoroughly in the Net Interest Income and Liquidity Risk sections, during the third quarter of 1996 the U.S. Congress repealed
Section 936 of the U.S. Internal Revenue Code. Section 936 provided certain U.S. corporations operating on the Island with a tax credit against its federal tax liability on income derived from business operations and investment activity in Puerto Rico. The bill approved repealed the Qualified Possession Source Investment Income (QPSII) effective July 1, 1996, for taxable years beginning after December 31, 1995, while the income and the wage credit provisions will be phased out in 10 years. As expected, the repeal of this section caused a reduction in the volume of 936 funds, but at a significantly lower pace than originally expected.

         In September 1996, President Clinton signed into law, as part of the Omnibus Budget Reconciliation Act, the "Deposit Insurance Funds Act of 1996" (the Act). The Act required the capitalization of the Savings Association Insurance Fund (SAIF) to its

---------------------------------------------------------------------------------------------------
TABLE A
Components of Net Income as a Percentage of Average Total Assets
                                                                         For the Year
---------------------------------------------------------------------------------------------------
                                                          1996     1995     1994     1993    1992
                                                         ------------------------------------------
Net interest income .................................     4.18%    4.14%    4.38%    4.61%    4.62%
Provision for loan losses ...........................    (0.54)   (0.46)   (0.44)   (0.68)   (1.03)
Security and trading gains ..........................     0.02     0.05              0.01     0.01
Other income ........................................     1.24     1.18     1.15     1.16     1.30
                                                         ------------------------------------------

                                                          4.90     4.91     5.09     5.10     4.90
Operating expenses ..................................    (3.33)   (3.45)   (3.66)   (3.86)   (3.85)
                                                         ------------------------------------------
Net income before tax, dividends on preferred stock
  of Banco Popular and cumulative effect of
  accounting changes ................................     1.57     1.46     1.43     1.24     1.05
Provision for income tax ............................    (0.43)   (0.42)   (0.41)   (0.26)   (0.15)
                                                         ------------------------------------------

Net income before  dividends on preferred stock of
  Banco Popular and cumulative effect of
  accounting changes ................................     1.14     1.04     1.02     0.98     0.90
Dividends on preferred stock of Banco Popular .......                               (0.01)   (0.01)
Cumulative effect of accounting changes .............                                0.05
                                                         ------------------------------------------

Net income ..........................................     1.14%    1.04%    1.02%    1.02%    0.89%
                                                         ==========================================


designated reserve level ratio of 1.25% of insured deposits in thrift institutions and gave the FDIC the legal authority to impose a special one-time assessment on all SAIF-insured institutions. During the last quarter of 1996, Banco Popular, FSB recognized $1.1 million in other operating expenses related to this one-time assessment. The Act also provides that the assessment base for the payment of interest on obligations issued by the Financing Corporation
(FICO) for the resolution of failed thrifts will be expanded to include all FDIC-insured depository institutions. Excluding the effect of this one-time assessment, this legislation will result in an estimated $1.1 million higher deposit insurance expense for the Corporation during 1997.

         During 1996, the economy showed moderate growth and subdued inflationary pressures. The overall growth of the GDP in 1996 was 3.40%. The Federal Reserve eased interest rates early in the year, lowering the Federal Funds rate 25 basis points to 5.25%, without changing the monetary policy for the rest of the year. However, market rates rose as the financial markets started pricing with the increasing probability of a tighter monetary policy in the near-term future.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act, which allows bank holding companies to expand into different states in the United States, will include the interstate branching provisions effective June 1997. Since the approval of this act in 1994, acquisitions have taken an even more active role within the banking industry. This is also the case at BanPonce Corporation, which continued its geographical expansion and development of new ways to provide technology and delivery systems outside Puerto Rico.

         During the first quarter of 1996, the Corporation purchased 20% of the common stock of Jamaica's fourth largest financial institution, Citizens Bank. The Corporation also acquired preferred stock of Citizens Bank, convertible into an additional 10% of common equity of said institution.

         Also, ATH-Dominicana, the first automated teller machine (ATM) network in the Dominican Republic, began operations on March 25, 1996. This network, provides customers of banks in the Dominican Republic access to ATMs in Puerto Rico and the United States. This joint venture of Banco Popular and certain financial institutions of the Dominican Republic, was the first opportunity to export Banco Popular's technological infrastructure and expertise outside Puerto Rico and the U.S. mainland.

         With the experience obtained from ATH-Dominicana, the Corporation is in the process of establishing ATH-Costa Rica, the first ATM network in that country. Banco Popular, with its shared network ATH (A Toda Hora) and sixteen banking institutions in Costa Rica, will join to add 70 machines to the 80 ATMs currently operating, while providing its customers with access to ATMs in Puerto Rico and the United States, and vice-versa.

--------------------------------------------------------------------------------------------------------
TABLE B

Selected Financial Data

Year ended December 31,
                                                           ---------------------------------------------
(Dollars in thousands, except per share data)                   1996           1995             1994
                                                           ---------------------------------------------

CONDENSED INCOME STATEMENTS
  Interest income .......................................   $ 1,272,853     $ 1,105,807     $    887,141
  Interest expense ......................................       591,540         521,624          351,633
                                                            --------------------------------------------
   Net interest income ..................................       681,313         584,183          535,508

  Security and trading gains (losses) ....................        3,202           7,153              451
  Operating income .......................................      202,270         166,185          140,852
  Operating expenses .....................................      541,919         486,833          447,846
  Provision for loan losses ..............................       88,839          64,558           53,788
  Income tax .............................................       70,877          59,769           50,043
  Dividends on preferred stock of Banco Popular ..........                                           385
  Cumulative effect of accounting changes ................

                                                            --------------------------------------------
   Net income .........................................     $   185,150     $   146,361     $    124,749
                                                            ============================================
   Net income applicable to common stock ..............     $   176,800     $   138,011     $    120,504
                                                            ============================================

PER COMMON SHARE DATA*
  Net income ...........................................    $      2.68     $      2.10     $       1.84
  Dividends declared ...................................           0.69            0.58             0.50
  Book value ...........................................          17.59           15.81            13.74
  Market price .........................................          33.75           19.38            14.07
  Outstanding shares:
   Average .............................................     66,022,312      65,816,300       65,596,486
   End of period .......................................     66,088,506      65,897,272       65,676,256

AVERAGE BALANCES
  Net loans ............................................    $ 9,210,964     $ 8,217,834     $  7,107,746
  Earning assets .......................................     15,306,311      13,244,170       11,389,680
  Total assets .........................................     16,301,082      14,118,183       12,225,530
  Deposits .............................................     10,461,796       9,582,151        8,837,226
  Subordinated notes ...................................        147,951          56,850           56,082
  Total stockholders' equity ...........................      1,194,511       1,070,482          924,869

PERIOD END BALANCES
  Net loans .............................................   $ 9,779,028     $ 8,677,484     $  7,781,329
  Allowance for loan losses .............................       185,574         168,393          153,798
  Earning  assets .......................................    15,484,454      14,668,195       11,843,806
  Total assets ..........................................    16,764,103      15,675,451       12,778,358
  Deposits ..............................................    10,763,275       9,876,662        9,012,435
  Subordinated notes ....................................       125,000         175,000           50,000
  Total stockholders' equity ............................     1,262,532       1,141,697        1,002,423

SELECTED RATIOS
  Net interest yield (taxable equivalent basis) ........           4.77%           4.74%            5.06%
  Return on average total assets .......................           1.14            1.04             1.02
  Return on average earning assets .....................           1.21            1.11             1.10
  Return on average common stockholders' equity ........          16.15           14.22            13.80
  Dividend payout ratio to common stockholders .........          24.63           26.21            27.20
  Average net loans/average total deposits .............          88.04           85.76            80.43
  Average earning assets/average total assets ..........          93.90           93.81            93.16
  Average stockholders' equity/average net loans .......          12.97           13.03            13.01
  Average stockholders' equity/average assets ..........           7.33            7.58             7.57
  Overhead ratio .......................................          49.38           53.66            57.24
  Tier I capital to risk-adjusted assets ...............          11.63           11.91            12.85
  Total capital to risk-adjusted assets ................          14.18           14.65            14.25
  Effective tax rate ...................................          27.68           29.00            28.57


*Per share data is based on the average number of shares outstanding during the periods, except for the book value which is based on total shares at the end of the periods. All per share data has been adjusted to reflect two stock splits effected in the form of a dividend on July 1, 1996 and on April 3, 1989.

----------------------------------------------------------------------------------------------------------------------
                                               Year ended December 31,
----------------------------------------------------------------------------------------------------------------------
     1993          1992            1991            1990               1989               1988                 1987
----------------------------------------------------------------------------------------------------------------------
$   772,136    $   740,354     $   794,943     $   565,807     $      558,273     $      488,200       $      410,605
    280,008        300,135         387,134         281,561            302,747            261,316              206,778
----------------------------------------------------------------------------------------------------------------------
    492,128        440,219         407,809         284,246            255,526            226,884              203,827
      1,418            625          19,376              91              2,529                689                 (366)
    123,762        123,879         112,398          70,865             59,550             53,025               40,623
    412,276        366,945         345,738         229,563            207,376            190,862              182,593
     72,892         97,633         121,681          53,033             42,603             34,750               18,000
     28,151         14,259           6,793           9,240             11,456              7,844                5,956
        770            770             807
      6,185
----------------------------------------------------------------------------------------------------------------------
$   109,404    $    85,116     $    64,564     $    63,366     $       56,170     $       47,142       $       37,535
======================================================================================================================
$   109,404    $    85,116     $    64,564     $    63,366     $       56,170     $       47,142       $       37,535
======================================================================================================================

$      1.67    $      1.40     $      1.07     $      1.57     $         1.40     $         1.18       $         0.94
       0.45           0.40            0.40            0.40               0.40               0.34                 0.33
      12.75          11.52           10.50            9.83               9.38               8.38                 7.54
      15.50          15.13            9.63            8.00              10.75               8.88                 6.69

 65,402,472     60,922,988      60,071,202      40,233,940         40,028,026         40,000,000           40,000,000
 65,464,846     65,309,728      60,187,704      59,884,812         40,074,792         40,000,000           40,000,000

$ 5,700,069    $ 5,150,328     $ 5,302,189     $ 3,377,463     $    3,132,167     $    2,869,829       $    2,510,495
  9,894,662      8,779,981       8,199,195       5,461,938          5,318,800          5,182,535            4,597,329
 10,683,753      9,528,518       8,944,357       5,836,749          5,676,981          5,523,823            4,918,984
  8,124,885      7,641,123       7,198,187       5,039,422          4,782,791          4,571,456            4,211,465
     73,967         85,585          94,000          50,000             38,082                119                1,717
    793,001        668,990         610,641         407,611            353,844            317,001              286,752

$ 6,346,922    $ 5,252,053     $ 5,195,557     $ 5,365,917     $    3,276,389     $    3,056,761       $    2,737,271
    133,437        110,714          94,199          89,335             40,896             33,244               28,423
 10,657,994      9,236,024       8,032,556       8,219,279          5,469,921          5,221,873            4,957,221
 11,513,368     10,002,327       8,780,282       8,983,624          5,923,261          5,661,398            5,352,745
  8,522,658      8,038,711       7,207,118       7,422,711          4,926,304          4,715,837            4,491,612
     62,000         74,000          94,000          94,000             50,000                                     500
    834,195        752,119         631,818         588,884            375,807            334,867              301,425

       5.50%          6.11%           5.97%           6.30%              5.57%              5.10%                5.04%
       1.02           0.89            0.72            1.09               0.99               0.85                 0.76
       1.11           0.97            0.79            1.16               1.06               0.91                 0.82
      13.80          12.72           10.57           15.55              15.87              14.87                13.09
      25.39          28.33           34.13           25.33              28.14              28.00                35.17
      70.16          67.40           73.66           67.02              65.49              62.78                59.61
      92.61          92.14           91.67           93.58              93.69              93.82                93.46
      13.91          12.99           11.52           12.07              11.30              11.05                11.42
       7.42           7.02            6.83            6.98               6.23                .74                 5.83
      58.34          55.07           52.47           55.80              56.86              60.45                69.83
      12.29          12.88           11.01           10.10               9.47               9.19                  N/A
      13.95          14.85           13.35           12.74              11.76              10.10                  N/A
      21.30          14.24            9.41           12.73              16.94              14.27                13.70

---------------------------------------------------------------------------------------------------------------------------------
TABLE C
Changes in Net Income and Earnings per Common Share
                                                                   1996                    1995                           1994
---------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per common share amounts)             Dollars    Per share  Dollars     Per share   Dollars       Per share
                                                            ---------------------------------------------------------------------
Net income applicable to common stock
 for prior year ..................................         $ 138,011   $   2.10  $ 120,504    $   1.84    $ 109,404     $   1.67
Increase (decrease) from changes in:
 Net interest income .............................            97,130       1.47     48,675        0.74       43,380         0.66
 Other operating income ..........................            36,085       0.55     25,333        0.38       17,090         0.26
 Trading account profit ..........................            (1,678)     (0.03)     1,558        0.02         (327)
 Gain on sale of investment securities ...........            (2,273)     (0.03)     5,144        0.08         (640)       (0.01)
 Dividends on preferred stock of Banco Popular                                         385        0.01          385         0.01
 Income tax ......................................           (11,108)     (0.17)    (9,726)      (0.15)     (21,892)       (0.33)
 Provision for loan losses .......................           (24,281)     (0.37)   (10,770)      (0.16)      19,104         0.29
 Operating expenses ..............................           (55,086)     (0.84)   (38,987)      (0.59)     (35,570)       (0.54)
                                                           ---------------------------------------------------------------------
Subtotal .........................................           176,800       2.68    142,116        2.17      130,934         2.01

Cumulative effect of accounting changes ..........                                                           (6,185)       (0.09)
Dividends declared on preferred stock ............                                  (4,105)      (0.06)      (4,245)       (0.07)
Change in average common shares* .................                                               (0.01)                    (0.01)
                                                           ---------------------------------------------------------------------
Net income applicable to common stock ............         $ 176,800   $   2.68  $ 138,011    $   2.10    $ 120,504     $   1.84
                                                           =====================================================================



*Reflects the effect of the issuance of shares of common stock through the Dividend Reinvestment Plan in the years presented. The average common shares outstanding used in the above computation were 66,022,312 for 1996, 65,816,300 for 1995 and 65,596,486 for 1994, after restating for the stock split effected in the form of a dividend on July 1, 1996.
-------------------------------------------------------------------------------


        In the third quarter of 1996, BanPonce completed the acquisition of CombanCorp, the parent company of Commerce National Bank, which added to the Corporation three branches in California, located in City of Commerce, Montebello and Downey, with $75 million in assets and $63 million in deposits.

        In Puerto Rico, Banco Popular opened nine branches in supermarkets as part of an in-store branch initiative and three branches within the premises of shopping centers in order to provide banking services at our customers' convenience. Banco Popular, FSB also opened one branch in 1996, further expanding its presence in New Jersey, for a total of six branches in that state. Moreover, during 1996 Banco Popular, Illinois, formerly Pioneer Bank, opened its fifth full-service branch in Chicago and Equity One opened 11 new offices in the mainland, giving Equity One a total of 102 offices in 28 states.

        During the last quarter of 1996, as part of a strategy to emphasize BanPonce's strong Hispanic ties, the Corporation's subsidary banks operating in California and Illinois, previously known as Commerce National Bank and Pioneer Bank & Trust Company, respectively, changed their names to Banco Popular, N.A. (California) and Banco Popular, Illinois, respectively.

        Moving toward 1997, the Corporation has announced the following acquisitions now awaiting the approval of regulatory agencies:

           - National Bancorp, the holding company of American Midwest Bank & Trust in Chicago, Illinois, with assets of approximately $175 million and deposits of $146 million at November 1996, operating two branches in Melrose Park.
          - CBC Bancorp and its two banking subsidiaries, Capitol Bank & Trust and Capitol Bank of Westmont, with assets of approximately $315 million and deposits of $280 million.
          - Roig Commercial Bank, which operates 25 branches mainly located in the eastern part of Puerto Rico, with assets of approximately $900 million and deposits of $650 million.
          - Seminole National Bank in Sanford, Florida, with assets of approximately $26 million and deposits of $22 million, operating three branches in Sanford and Orlando.

        Further discussion of operating results and the Corporation's financial condition is presented in the following narrative and tables. In addition, Table B provides selected financial data for the last 10 years.


-------------------------------------------------------------------------------------------------------------
TABLE D
Net Interest Income - Taxable Equivalent Basis

                                                     Year ended December 31,
-------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                  1996                          1995                     1994
                            ---------------------------------------------------------------------------------
                                     AVERAGE                        Average                    Average
                              BALANCE          RATE        Balance             Rate     Balance       Rate
                            ---------------------------------------------------------------------------------
Earning assets ........     $15,306,311       8.63%      $13,244,170          8.68%   $11,389,680      8.15%
                            =================================================================================
Financed by:
  Interest
5 bearing funds......      $12,778,488       4.63%      $10,991,569          4.75%   $ 9,330,838      3.77%
  Non-interest
   bearing funds ......       2,527,823                    2,252,601                    2,058,842
                            ---------------------------------------------------------------------------------
     Total ............     $15,306,311       3.86%      $13,244,170          3.94%   $11,389,680      3.09%
                            =================================================================================
Net interest income....     $   729,438                  $   628,233                  $   576,575
                            =================================================================================
Spread ................                       4.00%                           3.93%                    4.38%
Net interest yield                            4.77                            4.74                     5.06
------------------------------------------------------------------------------------------------------------


                                               Year ended December 31,
-------------------------------------------------------------------------------------
(Dollars in thousands)                  1993                          1992
                            ---------------------------------------------------------
                                     Average                        Average
                              Balance             Rate     Balance             Rate
                            ---------------------------------------------------------
Earning assets ........     $ 9,894,662          8.33%     $ 8,779,981         9.53%
                            =========================================================
Financed by:
  Interest
5  bearing funds .....     $ 8,097,004          3.46%     $ 7,277,051         4.12%

  Non-interest
   bearing funds ......       1,797,658                      1,502,930
                            ---------------------------------------------------------
     Total ............     $ 9,894,662          2.83%     $ 8,779,981         3.42%
                            =========================================================
Net interest income....     $   544,471                    $   536,485
                            =========================================================
Spread ................                          4.87%                         5.41%
Net interest yield ....                          5.50                          6.11
-------------------------------------------------------------------------------------

EARNINGS ANALYSIS

        The Corporation's net earnings for 1996 amounted to $185.2 million, compared with $146.4 million a year before, for a rise of 26.5%. The net income applicable to common stock rose $38.8 million to $176.8 million in 1996, from $138.0 million in 1995. Table C shows variances, in dollar and per common share amounts, of the major captions of the Corporation's income statement for the past three years. The 1996 growth in the earnings applicable to common stock was principally related to:

          - A rise in net interest income due to the growth of $2.1 billion in the average volume of earning assets driven by a $1.1 billion increase in the investment portfolio and a $1.0 billion increase in average loans.
          - An increase in non-interest income of $36.1 million, led by a $15.5 million rise in other income, largely attributed to the Corporation's leasing and mortgage subsidaries.
          -  Lower gains on sale of securities.
          - Increase in the income tax provision mainly due to a higher pre-tax income.
          - Increase in the provision for loan losses related to the growth in the loan portfolio and net charge-offs.
          - Rise in operating expenses reflecting the growth of the Corporation as well as increased spending on personnel, technology and corporate strategic initiatives aimed at enchancing future revenue growth.

NET INTEREST INCOME

        Due to the significant impact the net interest income has in the Corporation's earnings, special emphasis is given to interest rate risk. The Corporation constantly monitors the composition and repricing of its assets and liabilities in order to maximize the net interest income, while maintaining the interest rate risk within an acceptable level, as further discussed in the Risk Management section.

        Net interest income increased $97.1 million for the year ended December 31, 1996, reaching the $681.3 million, compared with $584.2 million reported in 1995. In 1994, net interest income totaled $535.5 million.

        The income derived from certain loans and investments that the Corporation carries among its earning assets is exempt for income tax purposes. Therefore, in order to present all interest data on a comparable basis, the interest income earned on these assets has been converted to fully taxable equivalent using the applicable statutory tax rates.

        For the year ended December 31, 1996, net interest income, on a taxable equivalent basis, was $729.4 million, or 16.1% higher than the $628.2 million reported in 1995. This figure amounted to $576.6 million in 1994. A higher volume of earning assets, partially offset by a higher volume of interest-bearing liabilities together with a change in the mix of both, accounted for $71.8 million of the increase, while a higher net interest margin accounted for the remaining $29.4 million. Table D presents, a

---------------------------------------------------------------------------------------------------------------------
TABLE E
Interest Variance Analysis - Taxable Equivalent Basis
                                                   1996 vs. 1995                     1995 vs. 1994
---------------------------------------------------------------------------------------------------------------------
(In thousands)                           INCREASE (DECREASE) DUE TO CHANGE IN:  Increase (Decrease) Due to Change in:
                                         ----------------------------------------------------------------------------
                                           VOLUME       RATE       TOTAL         Volume       Rate         Total
                                         ----------------------------------------------------------------------------
Interest income:
 Federal funds sold and securities
  and mortgages purchased under
  agreements to resell ..............    $  25,661   $  (2,175)  $  23,486    $  15,883    $   2,082    $  17,965
 Time deposits with other banks ......         122          12         134         (112)          38          (74)
 Investment securities ...............      26,217      (2,777)     23,440       19,471       27,795       47,266
 Trading securities ..................      13,392        (219)     13,173        9,499          (35)       9,464
 Loans ...............................     103,667       7,221     110,888      108,062       38,967      147,029
                                         ----------------------------------------------------------------------------
  Total interest income .............      169,059       2,062     171,121      152,803       68,847      221,650
                                         ----------------------------------------------------------------------------
Interest expense:
 Savings, NOW
  and money market accounts .........        7,666      (2,715)      4,951        1,160        8,530        9,690
 Other time deposits ................       24,119      (8,632)     15,487       31,345       41,022       72,367
 Short-term borrowings ..............       48,288      (5,128)     43,160       36,413       27,573       63,986
 Long-term borrowings ...............       17,189     (10,871)      6,318       15,887        8,061       23,948
                                         ----------------------------------------------------------------------------
  Total interest expense ............       97,262     (27,346)     69,916       84,805       85,186      169,991
                                         ----------------------------------------------------------------------------
Net interest income ................     $  71,797   $  29,408   $ 101,205    $  67,998    $ (16,339)   $  51,659
                                         ============================================================================


Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.
--------------------------------------------------------------------------------

comparative analysis of the net interest income and rates, on a taxable equivalent basis, for the past five years and Table E presents an analysis of the major categories of earning assets and interest-bearing liabilities and their impact on the net interest income due to changes in volume and rates.

        Average earning assets increased to $15.3 billion compared with $13.2 billion in 1995 and $11.4 billion in 1994. The increase in average earning assets for 1996, relates primarily to the rise of $1.1 billion in money market investments, investments and trading account securities and to the rise in average loans of $1.0 billion.

        Average loans, which comprised 60.2% of the average balance of earning assets, rose 12.1% reaching $9.2 billion. The rise relates to increases of $479 million in commercial loans, $259 million in mortgage loans and $258 million in consumer loans. Average leases grew $19 million, while construction loans averaged $22 million less than in 1995.

        Banco Popular, as a result of its business expansion in the United States and Puerto Rico, contributed $345 million or 72.0% to the increase in average commercial loans. The rise in mortgage loans was principally attributed to Equity One, reaching an average of $720 million in mortgage loans in 1996, compared with $573 million in 1995. Consumer loans at Banco Popular rose $168 million contributing 65.3% of the total increase mainly in the home equity, auto and credit card portfolios.

        The average yield on loans, on a taxable equivalent basis, for the year ended December 31, 1996, was 10.11% compared with 9.98% in 1995 and 9.47% in 1994. The principal contributor to the rise in the yield on loans was the consumer loan portfolio, with an increase of 51 basis points, reaching an average yield of 12.85% compared with 12.34% in 1995. Changes in the pricing structure of some consumer loan categories together with the implementation of a matched-maturity internal funds transfer pricing system in Banco Popular and aggressive marketing campaigns, helped to improve this yield. Also, the yield on lease financings increased 58 basis points and the yield on mortgage loans rose 10 basis points. On the other hand, the yield on commercial loans, including construction, decreased to 8.98% for the year ended December 31, 1996, compared with 9.11% in 1995, as a result of a decrease in the average prime rate in 1996 compared with 1995 and increased competition in the Puerto Rico market.

        Investment securities, the Corporation's second largest category of earning assets, averaged $4.8 billion in 1996, compared with $4.5 billion in 1995. This rise was mostly attained at Banco Popular principally in U.S. Treasury securities. The income

--------------------------------------------------------------------------------
derived from U.S. Treasuries is exempt for income tax purposes in Puerto Rico. The taxable equivalent yield of investment securities for 1996, averaged 6.63% compared with 6.65% in 1995.

         Average money market investments increased $490 million, reaching $893 million compared with $403 million in 1995. This increase relates mainly to BP Capital, acquired during the second quarter of 1995, whose average balance for 1996 increased 122.9% from $391 million in 1995 to $871 million in 1996. The average yield on these securities for 1996 was 5.23%, or 50 basis points lower than the 5.73% reported during 1995. The lower interest rate scenario that prevailed during 1996 as compared to 1995, caused the decrease in yield due to the short-term nature of these assets.

         BP Capital also contributed to the total increase in trading account securities, with an increase of $113 million to an average balance of $228 million versus $115 million reported in 1995. Furthermore, Puerto Rico Home Mortgage had an increase of $96 million in its average trading portfolio. The taxable equivalent yields on trading account securities for the years ended December 31, 1996 and 1995 were 6.18% and 6.32%, respectively.

         The proportionately higher increase in the average investment portfolio, which carries a lower yield than the loan portfolio, coupled with the decrease in the average yield on money market investments, resulted in a reduction of five basis points in the taxable equivalent yield on earning assets from 8.68% in 1995 to 8.63% in 1996.

         Interest-bearing liabilities increased $1.8 billion, averaging $12.8 billion compared with $11.0 billion during 1995. Of the total increase, 48.4% or $865 million is attributed to a rise in short-term borrowings, 37.6% to an increase in interest-bearing deposits and the remainder to an increase in medium and long-term debt.

         The rise in the average balance of short-term borrowings is mainly attributed to an increase of $579 million due to arbitrage activities at BP Capital and the issuance of commercial paper by BanPonce Financial, increasing $180 million on average. The interest cost of short-term borrowings decreased to 5.33% from 5.44% in 1995, mainly as a result of the market conditions that prevailed in 1996.

         Average interest-bearing deposits increased $672 million or 8.7%, from $7.7 billion reported in 1995 to $8.4 billion in 1996, while average demand deposits rose 11.3% to $2.1 billion. The Corporation had an increase in average time deposits of $443 million, while savings deposits rose $183 million and NOW and money market deposits rose $46 million. Most of the increases in the diverse categories of deposits relate to Banco Popular de Puerto Rico.

         The average cost of interest-bearing deposits decreased 10 basis points to 4.16%, compared with 4.26% reported in 1995 due to the lower interest rate environment. Time deposits had a lower cost in 1996, decreasing to 5.25% versus 5.46% in 1995. The average cost of NOW and money market deposits decreased 35 basis points, from 3.62% in 1995 to 3.27% in 1996. On the other hand, savings accounts increased 7 basis points to 3.04% from 2.97% in 1995. This increase is partially due to the shift of customers from some lower rate accounts to accounts paying interest based on tiers. These accounts, created primarily to provide greater customer convenience, although increase somewhat the cost of deposits, attracted new customers in order to maintain the Corporation's market share and strong deposit base.

         Average medium and long-term debt increased by $251 million to $906 million and its cost decreased from 7.68% reported in 1995 to 6.25% in 1996. The decrease in the average cost is principally due to debt issued during 1996 in a lower interest rate environment and debt with floating interest rates resetting semiannually or quarterly.

         The average cost of interest-bearing liabilities decreased 12 basis points, from 4.75% in 1995 to 4.63% in 1996, while the cost of funding earning assets decreased from 3.94% to 3.86% in 1996.

         In spite of the decrease of five basis points in the yield on earning assets, on a taxable equivalent basis, and the increase in the volume of relatively expensive funds, mainly as a result of arbitrage activities at BP Capital, the decline in the cost of interest-bearing liabilities had a greater impact on the net interest margin of the Corporation, which increased to 4.77%, on a taxable equivalent basis, 3 basis points higher than the 4.74% reported for 1995. Those margins were diluted by 33 basis points and 17 basis points in 1996 and 1995, respectively, as a result of the acquisition of BP Capital in 1995 and the increase in its average asset size in 1996. Due to its significant volume of arbitrage activities, this broker/dealer operation had taxable equivalent net interest yields of 48 and 54 basis points in 1996 and 1995, respectively. The average asset size of BP Capital is expected to decrease in 1997, as it did at the end of 1996, as a result of the reduction in the volume of 936 funds.

--------------------------------------------------------------------------------

         As further discussed in the Liquidity Risk section, in August 1996, the U.S. Congress approved legislation that repealed Section 936 of the Internal Revenue Code. The bill approved repealed QPSII retroactively for taxable years beginning after December 31, 1995. As a result, the Corporation experienced a reduction in the volume of 936 funds during the fourth quarter of 1996, although at a slower pace than anticipated. These funds are being substituted with conventional, more expensive funds, which will cause the cost of funds to increase. However, some 936 corporations have chosen not to withdraw all of their funds from financial institutions and have, instead, invested those funds at a longer term to reduce the tollgate taxes applicable upon repatriating those funds. As a result, the cost of those funds have remained below that of the U.S. or Eurodollar market. The expected increase in the cost of funds should be partially offset by several mitigating factors which include a higher rate charged on commercial loans, whose price was previously indexed to a 936 market rate, and a lower level of investments required by local regulations to all recipients of 936 funds which have a yield substantially below market rates. At December 31, 1996, the Corporation had $2.2 billion in 936 funds, representing 14.3% of its liabilities, compared with $2.3 billion or 15.7% at the end of 1995.

PROVISION FOR LOAN LOSSES

         The provision for loan losses reflects management's assessment of the adequacy of the allowance for loan losses to cover potential write-offs in the loan portfolio. The provision for loans losses was $88.8 million for 1996, compared with $64.6 million in 1995, an increase of $24.2 million or 37.6%. The provision for loan losses for 1994 was $53.8 million. The increase in the provision for 1996 was based primarily on the rise in the Corporation's loan portfolio, a rise in net charge-offs and current and expected economic conditions. Net charge-offs for the year totaled $72.1 million or 0.78% of average loans, compared with $50.0 million or 0.61% in 1995 and $36.9 million or 0.52% in 1994.

         Although all loan categories reflected increases in net charge-offs, the increase is primarily attributed to a rise in the net charge-offs of consumer loans which amounted to $29.1 million compared with $17.2 million a year earlier and lease financings, which rose $7.7 million in net charge-offs during 1996.

         Please refer to the Credit Risk Management and Loan Quality section for a more detailed analysis of the allowance for loan losses, net charge-offs, and credit quality statistics.

NON-INTEREST INCOME

         Non-interest income, which consists primarily of service charges on deposit accounts, credit card fees, other fee-based services and other revenues, rose $36.1 million or 21.7% to $202.3 million in 1996, from $166.2 million in 1995. In 1994, these revenues totaled $140.9 million. This rise was driven by increases of $15.5 million in other income, $7.2 million in service charges on deposit accounts, $5.0 million in debit card fees, $3.1 million in credit card fees and discounts, $2.2 million in credit life insurance fees and $1.6 million in mortgage servicing fees, net of amortization. As shown in Table F, those increases helped to improve the ratio of non-interest income to average assets from 1.18% in 1995, to 1.24% in 1996. In 1994, this ratio was 1.15%. The ratio of non-interest income to operating expenses also increased from 34.14% in 1995 to 37.32% in 1996.

         Service charges on deposit accounts, grew to $85.8 million for the year ended December 31, 1996, from $78.6 million in 1995 and $71.7 million in 1994. Factors such as a higher volume of deposits and new deposit products, a broader variety of services offered to commercial accounts, together with revisions made to the fee structure, were mainly responsible for the increase in this revenue category. Measured as a percentage of average deposits, service charges were 0.82% in 1996 and 1995, and 0.81% in 1994.

         Other service fees, which represented 38.1% of non-interest income for the year, increased $13.3 million or 20.9%, from $63.7 million in 1995 to $77.1 million in 1996. Debit card fees, which consist primarily of rental income of point-of-sale (POS) terminals and interchange income, rose $5.0 million in Banco Popular. This increase is in line with the growth in the volume of transactions at POS terminals from a monthly average of approximately 990,000 in December 1995 to 2,048,000 a year later. The number of POS terminals, from which rental income is derived, increased 57.6% to 11,392 as of December 31, 1996, from 7,229 a year earlier. Credit card fees and discounts rose $3.1 million, reflecting a higher portfolio level and increased customer activity. In addition, included in other fees are an additional $2.4 million due to the expanded sale and administration of investment products such as mutual funds.

------------------------------------------------------------------------------------------------------------------
TABLE F
Other Operating Income


                                                               Year ended December 31,
------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                                                   Five-Year
                                              1996      1995       1994       1993       1992        C.G.R
                                           -----------------------------------------------------------------------
 Service charges on deposit accounts        $ 85,846   $ 78,607   $ 71,727   $ 68,246   $ 63,064       9.31%
 Other service fees:
  Credit card fees and discounts ...          23,735     20,676     18,620     16,818     16,795       9.21
  Credit life insurance fees .......           7,955      5,766      4,889      4,270      3,286      16.10
  Debit card fees ..................          10,430      5,425      3,185      1,704      1,497      55.18
  Mortgage servicing fees, net of
   amortization ....................           7,534      5,956      2,301      2,936      3,174      21.09
  Trust fees .......................           6,174      5,851      5,159      4,084      4,403       8.78
  Other fees .......................          21,242     20,051     17,086     13,135     13,336      11.84
 Other income ......................          39,354     23,853     17,885     12,569     18,324      16.85
                                       ---------------------------------------------------------------------------
      Total ........................        $202,270   $166,185   $140,852   $123,762   $123,879      12.47%
                                       ===========================================================================
 Other operating income
   to average assets ...............            1.24%      1.18%      1.15%      1.16%      1.30%
 Other operating income
   to operating expenses ...........           37.32      34.14      31.45      30.02      33.76
------------------------------------------------------------------------------------------------------------------





         The largest single category of non-interest income contributing to the increase in 1996 was other income, which increased $15.5 million or 65.0% and $21.5 million or 120% over 1995 and 1994, respectively. Other income of the Corporation's leasing subsidiaries increased $7.5 million, mainly as a result of higher daily rental income and gains on sales of daily rental units. Also, Puerto Rico Home Mortgage and Equity One both realized higher gains on sale of mortgage loans of $3.2 million and $1.4 million, respectively. Moreover, BP Capital contributed $2.5 million to the increase in other operating income, due to a higher volume of investment banking and underwriting services.

SECURITY AND TRADING GAINS

         The Corporation sold $2.9 billion in investment securities available-for-sale during 1996, realizing a net gain of $3.1 million. BanPonce Financial recorded a gain on the sale of equity securities of $7.0 million, offset by a net loss of $3.9 million recorded in Banco Popular. In 1995, $286 million of the investment securities available-for-sale were sold for a net gain of $5.4 million, principally due to a gain on the sale of equity securities of $6.1 million recorded at BanPonce Financial, partially offset by a net loss of $0.9 million in Banco Popular.

         Trading account activities for the year ended December 31, 1996, resulted in profits of $108 thousand, compared with profits of $1.8 million in 1995. During 1995, profits were attained primarily in Puerto Rico Home Mortgage and BP Capital, with gains of $1.2 million each, offset by losses of $0.6 million in Banco Popular.

OPERATING EXPENSES

         Total operating expenses were $541.9 million for the year ended December 31, 1996, compared with $486.8 million in 1995 and $447.8 million in 1994. As shown in Table G, the increase of $55.1 million or 11.3% resulted from a $24.1 million rise in personnel costs together with a $26.0 million increase in professional fees, business promotion and equipment expenses, tempered by a reduction in the FDIC assessment of $8.7 million.

         Total personnel costs, the Corporation's largest expense category, were $273.2 million in 1996, an increase of 9.7% compared with $249.1 million in 1995. Total personnel costs for 1994 amounted to $225.7 million. The growth in personnel costs was led by an increase of $13.4 million in salary expense, due largely to annual merit increases, greater use of incentive pay to compensate sales efforts and increased headcount as a result of the continuous expansion. Full-time equivalent employees (FTE) amounted to 7,996 at December 31, 1996, up 181 from 7,815 at the end of 1995. The increase in FTE results mainly from the addition of 90 employees at Equity One related with the opening of 11 offices during 1996, and increased staffing at Banco

-----------------------------------------------------------------------------------------------------------------------
TABLE G
Operating Expenses


                                                        Year ended December 31,
-----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                                        Five-Year
                                                1996      1995         1994         1993       1992              C.G.R
                                            ---------------------------------------------------------------------------
  Salaries ...............................  $ 185,946   $ 172,504    $ 160,996    $ 151,432   $ 134,709           7.43%
  Pension and other benefits .............     64,609      57,568       45,546       44,713      36,484          11.42
  Profit sharing .........................     22,692      19,003       19,205       19,766      17,041          11.65
                                            ---------------------------------------------------------------------------
   Total personnel costs .................    273,247     249,075      225,747      215,911     188,234           8.63
                                            ---------------------------------------------------------------------------

  Equipment expenses .....................     47,957      41,577       35,474       27,964      23,813          16.08
  Professional fees ......................     46,182      34,954       33,757       27,302      22,558          19.12
  Net occupancy expense ..................     36,899      32,850       28,440       26,085      25,442          10.40
  Communications .........................     26,470      23,106       20,308       18,203      17,048           8.78
  Business promotion .....................     26,229      17,801       16,271       16,638      12,548          19.59
  Other taxes ............................     23,214      20,872       19,807       15,996      14,608          12.21
  Amortization of intangibles ............     18,054      20,204       18,003       16,176      14,888           5.69
  Printing and supplies ..................     11,964      11,069        8,817        8,189       7,290           7.46
  Other operating expenses:
     FDIC assessment .....................      1,544      10,257       19,346       17,802      16,372         (36.54)
     Transportation and travel ...........      5,852       4,424        3,946        3,554       3,136          13.19
     All other ...........................     24,307      20,644       17,930       18,456      21,008           4.77
                                            ---------------------------------------------------------------------------
      Subtotal ...........................    268,672     237,758      222,099      196,365     178,711          10.23
                                            ---------------------------------------------------------------------------
      Total ..............................  $ 541,919   $ 486,833    $ 447,846    $ 412,276   $ 366,945           9.41%
                                            ===========================================================================

  Efficiency ratio .......................      61.33%      64.88%       66.21%       66.94%      65.05%
  Personnel costs to average assets ......       1.68        1.76         1.85         2.02        1.98
  Operating expenses to average assets ...       3.32        3.45         3.66         3.86        3.85
  Assets per employee (in millions) ......  $    2.10   $    2.01    $    1.68    $    1.53   $    1.42
-----------------------------------------------------------------------------------------------------------------------


Popular pertaining to the implementation of strategic initiatives. Also, the recently acquired operations of Banco Popular, N.A. (California) increased the headcount of the Corporation by 40 employees. The assets per employee ratio rose to $2.10 million in 1996 from $2.01 million in 1995. All FTE figures for 1992 through 1996 have been adjusted to include temporary employees.

         Employee benefits, including profit sharing, rose $10.7 million to $87.3 million in 1996, compared with $76.6 million in 1995. The rise in pension costs and other fringe benefits was primarily related to increases in medical plan costs and higher pension and postretirement benefit expenses. Also, an expense of $1.2 million was incurred by Banco Popular for staff uniforms in order to emphasize its corporate image at all branches. Furthermore, profit sharing expense rose $3.7 million, as a result of higher eligible salaries and stronger profitability ratios at Banco Popular.

         Other operating expenses, excluding personnel costs, totaled $268.7 million for the year ended December 31, 1996, compared with $237.8 million in 1995 and $222.1 million in 1994. Professional fees rose $11.2 million to $46.2 million in 1996, from $35.0 million in 1995, reflecting expenditures for purchased software associated with systems enhancements and for consulting services related to the Corporation's strategic initiatives. Also, business promotion rose $8.4 million as part of the ongoing campaign to promote the use of electronic services at Banco Popular and the launching of new products and services.

         Equipment expenses amounted to $48.0 million in 1996, compared with $41.6 million in 1995, an increase of $6.4 million or 15.3%. This increase was mostly attributed to the depreciation related with the continued enhancement of existing products, technological capabilities and delivery channels, such as the expansion of the electronic payment system and the network of POS terminals. The Corporation increased its automated banking machine network by 60 ATMs and installed 4,163 additional POS terminals. Also, operating expenses for the year were affected by a $1.1 million expense recorded by Banco Popular, FSB, as a result of the one-time assessment to capitalize the SAIF. Partially offsetting these increases, was a reduction in the FDIC assessment of $9.8 million, excluding the one-time assessment, as a result of the decrease in the assessment rate during the third quarter of 1995, when the Bank Insurance Fund (BIF) reached its statutory level.

--------------------------------------------------------------------------------
INCOME TAX EXPENSE

         On October 31, 1994, the Governor of Puerto Rico signed into law the Puerto Rico Tax Reform Act of 1994 (the Act). The Act made comprehensive important changes in several major areas of the tax law. In general, the provisions of the Act were effective for taxable years beginning after June 30, 1995. Accordingly, most changes of the reform were effective for the Corporation in 1996. The changes that most significantly affected the Corporation's income tax expense and liability for 1996, are summarized below:

         -        Reduction in the higher marginal tax rate from 42% to 39%.
         -        Repeal of the reserve method for determining losses on loans.
                  Corporations are now required to use the direct charge-off method and recapture into income, for income tax purposes, the reserve balance at December 31, 1995 over a four-year period.
         - Increase to 100% the dividend received deduction on dividends received from domestic subsidiaries (previously 85%).

         Income tax expense for the year ended December 31, 1996, was $70.9 million compared with $59.8 million in 1995 and $50.0 million in 1994. The increase in 1996 is primarily due to higher pre-tax earnings by $49.9 million.

         The effective tax rate was 27.7% in 1996, 29.0% in 1995 and 28.6% in 1994. Part of the decrease is directly related to the reduction in Puerto Rico, the Corporation's principal place of business, of the maximum tax rate from 42% in 1995 to 39% in 1996. The difference between the effective tax rate and the maximum tax rate is primarily due to the interest income earned on certain investments and loans which is exempt from income tax, net of the disallowance of expenses attributable to the exempt income. For further information concerning the effective tax rate see Note 22 to the Consolidated Financial Statements.

         The Corporation uses an asset and liability approach in accounting for income taxes, as required by SFAS 109. At December 31, 1996, the Corporation's net deferred tax assets amounted to $64 million, compared with $32 million at December 31, 1995. Gross deferred tax assets rose from $67 million to $91 million mainly as a result of the recognition of a deferred tax asset of $19 million related with the repeal of the reserve method of accounting for losses on loans. Other components of gross deferred tax assets are alternative minimum tax and other credits, postretirement benefits obligations and other temporary differences mainly arising from the deferral of loan origination costs and commissions. When necessary, a valuation allowance is recorded for those deferred tax assets for which the Corporation cannot determine the likelihood of their realizability. At December 31,1996, the valuation allowance amounted to $0.6 million compared with $1.8 million at December 31, 1995.

         Gross deferred tax liabilities were $26 million at December 31, 1996, compared with $33 million at December 31, 1995. The major components of deferred tax liabilities are differences between assigned values and tax bases of assets and liabilities recognized in purchase business combinations and other temporary differences mainly related with unrealized gains on investment securities available-for-sale.

STATEMENT OF CONDITION ANALYSIS

         The Corporation's total assets at December 31, 1996, reached $16.8 billion, reflecting an increase of $1.1 billion or 6.9% when compared with $15.7 billion at December 31, 1995. Total assets at the end of 1994 amounted to $12.8 billion. Most of the growth in total assets pertains to Banco Popular and Equity One, which increased $787 million, and $224 million, respectively. Average total assets for 1996 amounted to $16.3 billion compared with $14.1 billion in 1995 and $12.2 billion in 1994.

EARNING ASSETS

         Earning assets at December 31, 1996, amounted to $15.5 billion, compared with $14.7 billion at December 31, 1995 and $11.8 billion at December 31, 1994.

         Money market, investment and trading securities totaled $5.7 billion at December 31, 1996, compared with $6.0 billion at the same date the previous year. The decrease of $285 million was mainly reflected in investment securities, which totaled $4.6 billion at the end of 1996, compared with $4.9 billion in 1995. Investment securities held-to-maturity decreased $454 million, from $1.7 billion in 1995 to $1.2 billion in 1996. Partially offsetting this reduction, was an increase of $206 million in the investment securities available-for-sale.


----------------------------------------------------------------------------------------------------------------------
TABLE H
Loans Ending Balances

                                                        Year ended December 31,
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                                       Five-Year
                                                1996      1995         1994         1993       1992              C.G.R
                                            --------------------------------------------------------------------------
 Commercial, industrial and
  agricultural ...........................  $3,822,096    $3,205,031   $2,893,534   $2,369,514  $2,133,357      13.88%
 Construction ............................     200,083       215,835      161,265      153,436     172,411       0.54
 Lease financing .........................     516,001       498,750      448,236      375,693     314,905      15.35
 Mortgage* ...............................   2,576,887     2,403,631    2,177,763    1,576,044     790,802      30.40
 Consumer* ...............................   2,663,961     2,354,237    2,100,531    1,872,235   1,840,578       5.18
                                            --------------------------------------------------------------------------
  Total ..................................  $9,779,028    $8,677,484   $7,781,329   $6,346,922  $5,252,053      13.48%
                                            ==========================================================================


*Includes loans held-for-sale.
--------------------------------------------------------------------------------



         Money market investments totaled $800 million at December 31, 1996, compared with $799 million at the same date in 1995. Trading account securities totaled $292 million at December 31, 1996, compared with $331 million at December 31, 1995.

         Loans are the single largest category of the Corporation's earning assets and the most profitable. As shown in Table H, at December 31, 1996, total loans net of unearned income, were $9.8 billion compared with $8.7 billion at the end of 1995, for a 12.7% increase. At the same date in 1994 total loans were $7.8 billion. At the end of 1996, commercial loans represented 39.1% of the total portfolio, while construction loans were 2.0%, lease financing 5.3%, mortgage loans 26.4%, and consumer loans comprised 27.2%. This compares with 37.0%, 2.5%, 5.7%, 27.7% and 27.1% at the end of 1995 for the same categories, respectively.

         The commercial loan portfolio had the largest growth, rising $617 million or 56.0% of the total increase in loans, followed by consumer loans which increased $310 million and mortgage loans with $173 million for 28.1% and 15.7% of the total increase, respectively. The lease financing portfolio rose $17 million while the construction loan portfolio decreased $16 million.

         The commercial loan portfolio of Banco Popular had an increase of $489 million, reaching $3.7 billion at the end of 1996, compared with $3.2 billion reported at December 31, 1995. Through continuous marketing efforts both in Puerto Rico and in the mainland, the Corporation has increased its commercial portfolio both in the retail and middle market, while offering a wide variety of other services. In New York and New Jersey strong emphasis has been placed on Government guaranteed loans and the small and middle market sectors. Also, the interest rate scenario that prevailed during 1996 moved customers to borrow money at more attractive rates. These factors resulted in an increase of approximately $93 million in the Fortune 500 and corporate loans, $260 million in the middle market loan portfolio and $264 million in the retail loan portfolio. CombanCorp, acquired at the end of the third quarter of 1996, contributed $11 million to the total increase in commercial loans.

         Consumer loans, which include personal, auto and boat, credit cards and reserve lines grew $310 million, totaling $2.7 billion at December 31, 1996, compared with $2.4 billion at the end of 1995. The growth in this loan category was led by an increase of $213 million at Banco Popular, followed by Equity One with a $61 million increase and Best Finance with $25 million. At the same date in 1994, consumer loans totaled $2.1 billion. Of the total portfolio of consumer loans, 41.2% are secured loans of which 19.4% are secured by mortgages and 3.8% have cash collateral.

         At December 31, 1996, the personal loan portfolio amounted to $1.4 billion, or 52.2% of the total consumer portfolio. This amount compares with $1.2 billion or 51.9% reported in 1995 for an increase of $170 million or 13.9%. Specifically at Banco Popular, personal loans rose $99 million to $1.1 billion for 1996, primarily attributed to loans granted for home improvement purposes which increased $71 million, from $178 million in 1995 to $249 million in 1996.

         Auto loans, which represented 22.0% of the consumer loan portfolio as of December 31, 1996, rose $91 million to $587 million in 1996, while the credit card portfolio rose $49 million to $474 million. The growth in both portfolios was mainly attained at Banco Popular due to strong marketing efforts coupled with the launching of new products.

--------------------------------------------------------------------------------
         The Corporation had $2.6 billion in mortgage loans, compared with $2.4 billion at the same date in 1995 and $2.2 billion in 1994. Equity One accounted for $149 million or 86.0% of the increase in mortgage loans. Banco Popular, FSB increased $41 million and Banco Popular, N.A. (California), acquired at the end of 1996, contributed $20 million to the increase. On the other hand, Banco Popular reported a decrease of $37 million for 1996, as a result of the securitization during the fourth quarter of 1996 of $209 million in conventional mortgage loans. At December 31, 1996, $201 million of these assets were classified as securities sold not yet delivered and included as other assets in the Corporation's Statement of Condition, since they were sold in December 1996, with settlement date of January 1997.

         The lease financing portfolio amounted to $516 million as of December 31, 1996, compared with $499 million and $448 million as of December 31, 1995 and 1994, respectively. The rise in truck and vehicle sales in Puerto Rico contributed to the growth in this category.

         Construction loans amounted to $200 million in 1996 from $216 million a year ago and $161 million in 1994. CombanCorp contributed $3 million to this loan category.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

         Total deposits at December 31, 1996, amounted to $10.8 billion compared with $9.9 billion at December 31, 1995, an increase of $887 million. Most of the increase was attained at Banco Popular, where total deposits increased $732 million, notwithstanding the decrease of $51 million in its 936 deposits. Also, CombanCorp contributed $63 million to the increase. Of the Corporation's total deposits at the end of 1996, 79.8% were in Puerto Rico and the Virgin Islands and the remaining 20.2% were in the U.S. mainland. Total deposits as of December 31, 1994, amounted to $9.0 billion.

         Core deposits reached $8.6 billion by the end of 1996, compared with $7.8 billion a year before. The growth of $775 million resulted from rises of $195 million in certificates of deposit under $100,000, $203 million in savings accounts, $309 million in demand deposits, and $68 million in NOW and money market accounts.

         Borrowings, excluding subordinated notes, increased $80 million, reaching $4.3 billion at December 31, 1996. Major fluctuations in this category include an increase of $1.2 billion in notes payable and short-term borrowings principally at Banco Popular of $846 million and $191 million at BanPonce Financial. Conversely, federal funds purchased and securities sold under agreements to repurchase decreased $1.1 billion from December 31, 1995, mainly due to declines in Banco Popular and BP Capital of $888 million and $318 million, respectively.

         Subordinated notes decreased $50 million to $125 million outstanding at December 31, 1996. The decrease resulted from the maturity, on June 15, 1996, of the subordinated notes issued by Banco Popular in 1989. The $125 million in subordinated notes outstanding were issued by the Corporation on December 12, 1995, with a 6.75% rate and a maturity date of December 15, 2005. The proceeds obtained from the issuance were utilized to finance the growth and expansion of the Corporation.

STOCKHOLDERS' EQUITY

         At December 31, 1996, stockholders' equity amounted to $1.26 billion, an increase of $121 million or 10.6% compared with the balance of $1.14 billion at the end of 1995. This increase is mainly due to earnings retention. The Corporation's Dividend Reinvestment and Purchase Plan also contributed to the increase in stockholders' equity.

         As mentioned in the Overview section, on April 26, 1996, the Corporation's Board of Directors authorized a two-for-one stock split effected in the form of a dividend and as a result, $198 million were transferred from retained earnings to common stock.

         The Corporation had 4,000,000 shares of preferred stock outstanding at December 31, 1996. These shares are non-convertible and are redeemable at the option of the Corporation on or after June 30, 1998. Dividends are non-cumulative and are payable monthly at an annual rate per share of 8.35% based on the liquidation preference value of $25 per share.


----------------------------------------------------------------------------------------------------------------------
TABLE I
Capital Adequacy Data


                                                                           As of December 31,
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                  1996            1995           1994           1993           1992
                                               -----------------------------------------------------------------------
Risk-based capital
  Tier I capital ............................. $ 1,121,128    $ 1,003,072    $   953,266    $   786,686    $   722,082
  Supplementary (Tier II) capital ............     246,350        231,091        104,338        106,193        110,704
                                               -----------------------------------------------------------------------
     Total capital ........................... $ 1,367,478    $ 1,234,163    $ 1,057,604    $   892,879    $   832,786
                                               =======================================================================
  Risk-weighted assets
   Balance sheet items ....................... $ 9,368,420    $ 8,175,420    $ 7,219,906    $ 6,150,749    $ 5,430,534
   Off-balance sheet items ...................     275,397        249,529        199,327        250,102        177,172
                                               -----------------------------------------------------------------------
      Total risk-weighted assets ............. $ 9,643,817    $ 8,424,949    $ 7,419,233    $ 6,400,851    $ 5,607,706
                                               =======================================================================
Ratios:
   Tier I capital (minimum required - 4.00%) .       11.63%         11.91%         12.85%         12.29%         12.88%
   Total capital (minimum required - 8.00%) ..       14.18          14.65          14.25          13.95          14.85
   Leverage ratio (minimum required - 3.00%) .        6.71           6.66           7.62           6.95           7.26
   Equity to assets ..........................        7.33           7.58           7.57           7.42           7.02
   Tangible equity to assets .................        6.55           6.60           6.55           6.29           5.66
   Equity to loans ...........................       12.97          13.03          13.01          13.91          12.99
   Internal capital generation rate ..........       10.99           9.36           9.48          10.08           9.04
----------------------------------------------------------------------------------------------------------------------




         Regulatory guidelines require a minimum Tier I capital of 4%, total capital to risk-weighted assets ratio of 8% and a leverage ratio of 3%. Banks and bank holding companies which meet or exceed a Tier I ratio of 6%, a total capital ratio of 10% and a leverage ratio of 5% are considered well-capitalized by regulatory standards. At December 31, 1996, the Corporation exceeds those regulatory risk-based capital requirements for well-capitalized institutions by wide margins, due to the high level of capital and the conservative nature of the Corporation's assets. Tier I capital to risk-adjusted assets and total capital ratios at December 31, 1996, were 11.63% and 14.18%, respectively, compared with 11.91% and 14.65% at the same date in 1995. The Corporation's leverage ratio was 6.71% at December 31, 1996, compared with 6.66% for the previous year. Table I shows capital adequacy information for the current and previous four years.

         Intangible assets were $131 million at December 31, 1996, compared with $143 million at the end of 1995. Total intangibles consisted of $55 million in core deposit intangibles, $46 million in goodwill, $26 million in mortgage servicing rights and $4 million in other intangibles. At the end of 1995, core deposit intangibles were $66 million, goodwill totaled $46 million, mortgage servicing rights were $24 million and other intangibles were $7 million. The average tangible equity increased to $1.06 billion for the year ended December 31, 1996, from $922 million a year before, an increase of $138 million or 15.0%. Total tangible equity at December 31, 1996, was $1.13 billion compared with $999 million at December 31, 1995. The tangible equity to assets ratio for 1996 was 6.55% compared with 6.60% in 1995.

         Book value per common share increased to $17.59 at December 31, 1996, compared with $15.81 at year-end 1995. The market value of the Corporation's common stock at the end of 1996, was $33.75 compared with $19.38 a year earlier. The total market capitalization was $2.23 billion, compared with $1.28 billion as of December 31, 1995.

         The Corporation's stock is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbol BPOP. Table J shows the range of market quotations and cash dividends declared for each quarter during the last five years. The preferred stock of the Corporation is also traded on the NASDAQ National Market System under the symbol BPOPP. Its market value at December 31, 1996 and 1995 was $26.25 and $27.25 per share, respectively.

         The Corporation has a Dividend Reinvestment Plan for its stockholders. This plan offers the stockholders the opportunity to automatically reinvest their dividends in shares of common stock at a 5% discount from the average market price at the time of issuance. During 1996, 191,235 shares, equivalent to $4.1 million in additional capital, were issued under the plan. A total of 1,542,463 shares have been issued under this plan since its inception in 1989, contributing $19.9 million in additional capital.

         Dividends declared on common stock during 1996 amounted to $46 million, compared with $38 million in 1995. The Corporation increased its quarterly dividend from $0.15 to $0.18 per common share, a 20% increase, effective on July 1, 1996. Total

-------------------------------------------------------------------------------------------------------------------------------
TABLE J

Common Stock Performance
                                                          Cash       Book
                                    Market Price        Dividends    Value     Dividend                     Price/    Market/
                                    ------------         Declared     Per       Payout      Dividend       Earnings    Book
                                High            Low     Per Share    Share      Ratio        Yield *        Ratio      Ratio
-------------------------------------------------------------------------------------------------------------------------------
       1996                                                          $17.59    24.63%          2.65%        12.59x       191.87%
1ST QUARTER........   $   23 1/8   $   19 3/8           $.15
2ND QUARTER........       23 6/7       21 7/8            .18
3RD QUARTER........       27 3/4       22 5/8            .18
4TH QUARTER........       35           25 7/8            .18

        1995                                                          15.81    26.21           3.15          9.24        122.55
1st quarter........   $   15 7/8   $   14 1/16          $.13
2nd quarter........       17 3/4       15 5/8            .15
3rd quarter........       19 1/2       17 3/4            .15
4th quarter........       19 15/16     19 1/16           .15

        1994                                                          13.74    27.20           3.18          7.66        102.37
1st quarter........   $   16 1/4   $   15 3/8           $.12
2nd quarter........       16 3/8       15 1/2            .12
3rd quarter........       16 5/8       15 3/4            .13
4th quarter........       16 1/2       13 1/2            .13

        1993                                                          12.75    25.39           2.97          9.42        123.58
1st quarter........   $   15 5/8   $   13 1/4           $.10
2nd quarter........       14 1/8       12 3/16           .10
3rd quarter........       15 1/8       13 1/4            .12
4th quarter........       16 1/8       14 7/8            .13

        1992                                                          11.52    28.33           3.12         10.83        131.35

1st quarter........   $   12 3/4   $    9 3/8           $.10
2nd quarter........       13 7/8       12                .10
3rd quarter........       13 7/8       12 1/4            .10
4th quarter........       15 1/8       12 1/4            .10



*Based on the average high and low market price for the four quarters.
 Note: All per share data has been adjusted to reflect the stock split effected in the form of a dividend on July 1, 1996.
--------------------------------------------------------------------------------

dividends declared per common share for 1996 were $0.69 compared with $0.58 in 1995 and $0.50 in 1994. The dividend payout ratio to common stockholders for the year was 24.63% compared with 26.21% in 1995. Dividends declared on the preferred stock amounted to $8.4 million in 1996 and 1995.

RISK MANAGEMENT

         The Corporation has established a combined approach in managing its balance sheet which includes management of interest rate, liquidity and credit risks.

INTEREST RATE RISK

         The Corporation's net interest income is affected by a variety of factors including interest rate volatility, the spread between different market rates or basis risk, timing differences between the maturity and repricing of assets and liabilities, as well as the sensitivity of their rates to market interest rates. Interest rate risk refers to the probability of a reduction in earnings due to fluctuations in interest rates. It is a priority for the Corporation's management to monitor continuously the degree of interest rate risk assumed, and to ensure that it remains within an acceptable range.

         The Asset/Liability Management Committee (ALCO) is primarily responsible for implementing interest rate risk policies and strategies approved by the Board of Directors. The Board sets overall policies regarding the management of interest rate risk and oversees the implementation of those policies by the ALCO. The main strategic objective of the Corporation's interest rate risk management is to protect the level and stability of net interest income from interest rate volatility. Nevertheless, the ALCO may decide occasionally to position the Corporation in order to benefit from anticipated changes in interest rates. Such positions are

--------------------------------------------------------------------------------

maintained for relatively short periods and are structured so they can be unwound quickly in the case of adverse market movements. The ALCO is composed of senior officers of the Corporation and meets monthly.

         Interest rate risk is managed by the Corporation using various techniques including beta-adjusted gap analysis, simulations and duration analysis. Gap analysis presents the difference in repricing volumes between earning assets and interest-bearing liabilities during future time periods. The projected repricing balances of earning assets are adjusted for expected prepayments of securities and loans, while the repricing balances of deposits are adjusted for the sensitivity of their rates to market interest rates. The prepayment rates of securities and loans are estimated based upon historical experience and estimates prepared by major securities dealers. The elasticity of deposit rates is estimated based on the application of statistical techniques to the relationship between the deposit rates and LIBOR during a two-year period. The resulting beta factors are then used to restate the static gaps in terms of repricing dollars, all with a similar sensitivity to LIBOR. Tactical, short-term positions are measured by the gap positions within one year, while structural, longer term positions are expressed by the gap positions beyond one year. The magnitude of these positions is maintained within parameters approved by the ALCO, with the objective of protecting the net interest margin from market volatility.

         The results of the beta-adjusted gap analysis, together with risk management strategies, are validated using simulation analysis under various market scenarios. Simulation analysis also permits the ALCO to include in its assessment the effect of the Corporation's business plans on future interest rate risk. The ALCO uses an "earnings at risk" concept to monitor and help control the projected volatility of twelve-month projected earnings. The simulation runs incorporate anticipated balance sheet changes including asset and liability runoffs, reinvestments and various interest rate scenarios, including both rising and declining, to ensure that a wide array of possible market movements are tested.

         Duration analysis is an additional tool increasingly used to measure and monitor the longer term, structural interest rate risk being assumed by the Corporation. Duration analysis quantifies the sensitivity of the market value of the Corporation's earning assets and interest-bearing liabilities to changes in interest rates. The focus of this technique is on economic value, as opposed to gap analysis which is based upon the book value of assets and liabilities repricing in future periods, and simulation analysis which concentrates on the impact of interest rate volatility on earnings. Duration analysis is gaining acceptance among leading commercial banks, investors and regulators as one of the best methods of assessing longer term interest rate risk. By taking into consideration all projected future cash flows and adjusting them for their present value, it avoids a primary weakness of both gap and simulation analysis. The ALCO uses duration analysis as an additional tool for managing interest rate risk, together with gap analysis and simulation runs. These techniques have different strengths and weaknesses, and all three are used together in the process of managing interest rate risk in a complementary manner.

         Interest rates in general declined toward the end of 1995 and the beginning of 1996. However, in February rates started rising due to increasing evidence of a rebound in the U.S. economy, and continued an upward trajectory until mid-summer. The actual growth rate of gross domestic product for the first two quarters of the year did confirm that the economy was staging a rebound from the sluggish growth of late 1995. At the same time, market rates rose as the financial markets started pricing with the increasing probability of a tighter monetary policy in the near-term future.

         The Corporation positioned the balance sheet during the year to benefit slightly from a rising interest rate scenario. Even though the Federal Reserve did not tighten monetary policy in 1996, as the market at times expected, interest rates finished the year substantially higher than at the end of the previous year. The Corporation's net interest margin, on a taxable equivalent basis, benefitted from the general increase in rates during 1996, increasing by 3 basis points during the year. Table K presents the Corporation's gap position at the end of 1996.

         As of December 31, 1996, the Corporation had $1.0 billion in mortgage-backed securities, including collateralized mortgage obligations
(CMOs). CMOs amounted to $593 million or 58.3% of the mortgage-backed securities portfolio at that date. The portfolio had an estimated average life of 9.1 years and an estimated average yield to maturity of 6.26%. The average life and yield to maturity of the mortgage-backed securities portfolio, is affected partially by the level of prepayments of the underlying mortgage loans. The portfolio includes securities which represent an interest in pools of mortgage loan as well as obligations (CMOs) collateralized by such securities. In most cases, the debtor of the underlying loan has the option of repaying the principal balance owed at any time.

TABLE K
Interest Rate Sensitivity


                                                                            As of December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                              By Repricing Dates
                                          ------------------------------------------------------------------------------------------
                                                                       After        After
                                                         Within    three months   six months              Non-interest
                                              0-30        31-90     but within    but within  After one      bearing
(Dollars in thousands)                        days        days      six months     one year      year         funds         Total
------------------------------------------------------------------------------------------------------------------------------------
Assets:
Federal funds sold and
 securities purchased under
 agreements to resell .................   $  499,664   $  278,933                                                       $   778,597
Short-term interest bearing
 deposits in other banks ..............       21,480          100   $       99                                               21,679
Investment and trading securities .....      978,909      247,891      688,963   $  798,963  $2,190,424                   4,905,150
Loans .................................    2,619,548      362,956      347,537      674,191   5,774,796                   9,779,028
Other assets ..........................      200,817                                                       $1,078,832     1,279,649
                                          -----------------------------------------------------------------------------------------
      Total ...........................    4,320,418      889,880    1,036,599    1,473,154   7,965,220     1,078,832    16,764,103
                                          -----------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Savings, NOW and money market
  accounts ............................      619,417                                          3,755,486                   4,374,903
Other time deposits ...................    1,622,966      734,970      573,031      404,590     722,111                   4,057,668
Federal funds purchased and securities
  sold under agreements to repurchase .    1,404,225      230,240       30,000                  211,000                   1,875,465
Other short-term borrowings ...........      767,398      363,008      111,466      162,134                               1,404,006
Notes payable .........................      104,449      243,000                               639,264                     986,713
Senior debentures .....................       30,000                                                                         30,000
Subordinated notes ....................                                                         125,000                     125,000
Non-interest bearing deposits .........                                                                     2,330,704     2,330,704
Other non-interest bearing liabilities                                                                        317,112       317,112
Stockholders' equity ..................                                                                     1,262,532     1,262,532
                                          -----------------------------------------------------------------------------------------
     Total ............................    4,548,455    1,571,218      714,497      566,724   5,452,861    $3,910,348   $16,764,103
                                          -----------------------------------------------------------------------------------------
Off-balance sheet financial instruments       25,000       25,000      (20,000)                 (30,000)
Interest rate sensitive gap ...........   $ (203,037)  $ (656,338)  $  302,102   $  906,430  $2,482,359
Cumulative interest rate
  sensitivity gap .....................   $ (203,037)  $ (859,375)  $ (557,273)  $  349,157  $2,831,516
Cumulative sensitive gap to
  earning assets ......................        (1.29)%      (5.48)%      (3.55)%       2.23%      18.05%


         A decrease in the general level of interest rates usually results in a higher level of prepayments of mortgage loans, while an increase would tend to reduce the level of prepayments. The yield to maturity (YTM) of mortgage-backed securities may also be affected by a change in prepayment rates. Mortgage-backed security portfolios with an aggregate unamortized premium may have a decrease in their yield to maturity in an environment of increasing prepayment speed, whereas the YTM may increase in an environment of decreasing prepayment speed. The opposite is true in the case of portfolios with aggregate discounts. The mortgage-backed securities portfolio of the Corporation had an aggregate premium of $2 million, as of December 31, 1996.

         The use of derivative products, such as interest rate swaps, is very limited but, they are also used by the Corporation as a tool to manage interest rate risk. At December 31, 1996, the notional amount of these off-balance sheet items was $162 million of which $140 million were interest rate swaps. These amounts compare with $136 million and $125 million, respectively, at the end of 1995.

LIQUIDITY RISK

         Liquidity risk refers to the possibility of not being able to access the funds needed for the Corporation's business activities. The objective of the Corporation's liquidity management is to ensure sufficient cash flow to fund the origination and acquisition

TABLE L
Maturity Distribution of Earning Assets


                                                                         As of December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                                               Maturities
                                                        ------------------------------------------------------
                                                             After one year
                                                           through five years           After five years
                                                        ------------------------------------------------------
                                                             Fixed       Variable      Fixed     Variable
                                              One year      interest     interest    interest    interest
(In thousands)                                or less        rates        rates        rates       rates          Total
-------------------------------------------------------------------------------------------------------------------------
 Money market securities .................  $  800,276                                                        $   800,276
 Investment and trading
   securities ............................   2,280,709    $1,749,229   $  268,642   $  502,356  $   30,163      4,831,099
 Loans:
   Commercial ............................   1,627,798       787,620      585,046      361,486     460,146      3,822,096
   Construction ..........................     150,473        32,049        5,431        3,504       8,626        200,083
   Lease financing .......................     166,945       343,897                     5,159                    516,001
   Consumer ..............................     949,218     1,513,515                   201,228                  2,663,961
   Mortgage ..............................     283,148       601,480        2,132    1,683,683       6,444      2,576,887
                                            ------------------------------------------------------------------------------
   Total .................................  $6,258,567    $5,027,790   $  861,251   $2,757,416  $  505,379    $15,410,403
                                            ==============================================================================


Note: Federal Reserve Bank stock, Federal Home Loan Bank stock, and other equity securities held by the Corporation are not included in this table.



of assets, the repayment of deposit withdrawals and wholesale borrowings maturities, and meet operating expenses. In general, there is an opportunity cost involved in maintaining excessive amounts of liquidity. Therefore, one objective of the Corporation's management is to ensure that adequate funds are available to meet all foreseeable obligations and at the same time provide a reasonable cushion for unexpected contingencies, while avoiding excessive liquidity.

         Liquidity is monitored and managed at both the parent company level and the subsidiaries level. The parent company depends primarily on the issuance of commercial paper, medium-term obligations and common and preferred stock for financing the operations of its non-banking subsidiaries, while the banking subsidiaries obtain most of their financing from retail deposits and wholesale borrowings.

         The Corporation's assets and liabilities represent a source of substantial liquidity. The investment portfolio has a relatively short duration and consists primarily of securities issued by the U.S. Treasury and Agencies, while the loan portfolio is relatively short-term. Funding sources include a large, stable base of retail deposits which is complemented by wholesale borrowings from various sources in the U.S. money markets.

         The investment portfolio is the major source of liquidity among the Corporation's assets. As of December 31, 1996, the investment securities portfolio totaled $4.6 billion, with an average maturity of 3.3 years. Cash and money market instruments amounted to $1.3 billion, while U.S. Treasury and Agency obligations totaled $3.3 billion, or 71.6% of the total portfolio with an average maturity of 1.5 years. Securities classified as available-for-sale amounted to $3.4 billion or 74.1% of the total portfolio, with a net unrealized gain of $3.2 million. This portfolio can be sold in the secondary markets with minimal transaction costs and can be financed in the money markets at competitive rates.

         The loan portfolio as of December 31, 1996, amounted to $9.8 billion, of which $3.2 billion or 32.5% mature within one year. The repayments of principal and interest from the portfolio provide a stable source of cash flow to the Corporation. Table L presents a maturity distribution of the Corporation's earning assets as of December 31, 1996.

         The operations of the Corporation are funded primarily by the deposit base of its banking subsidiaries. The sources of these deposits have become more diversified as the Corporation's banking operations in the continental United States have expanded. This source of funds is usually less volatile than institutional borrowings and its cost is less sensitive to changes in market rates. The deposit base includes consumer and commercial demand deposits, savings accounts and time deposits in denominations below $100,000. The Corporation's extensive retail network and leadership in electronic banking have resulted in a significant

TABLE M
Average Total Deposits

                                                                             For the Year
----------------------------------------------------------------------------------------------------------------------
                                                                                                             Five-Year
(In thousands)                                  1996         1995          1994         1993        1992       C.G.R.
                                           ---------------------------------------------------------------------------
 Private demand .......................... $ 1,726,596    $1,571,405   $1,515,158   $1,396,339  $1,265,230       7.43%
 Public demand ...........................     321,249       268,317      273,565      235,323     201,218      13.21
 Other non-interest bearing accounts .....       5,910         5,983        6,967        3,678       3,807       6.83
                                           ---------------------------------------------------------------------------
     Non-interest bearing ................   2,053,755     1,845,705    1,795,690    1,635,340   1,470,255       8.22
                                           ---------------------------------------------------------------------------
 Savings accounts ........................   3,095,898     2,913,380    2,839,300    2,492,845   2,044,037      13.69
 NOW and money market accounts ...........   1,148,727     1,102,593    1,133,106    1,078,075     955,654       8.39
                                           ---------------------------------------------------------------------------
     Savings deposits ....................   4,244,625     4,015,973    3,972,406    3,570,920   2,999,691      12.10
                                           ---------------------------------------------------------------------------
 Certificates of deposit:
   Under $100,000 ........................   1,307,323     1,281,873    1,160,063    1,143,624   1,171,242       1.65
   $100,000 and over .....................   1,371,928     1,034,195      590,305      498,093     511,585      16.73
   936 ...................................   1,020,064       999,384    1,007,147    1,029,450   1,202,604      (4.14)
                                           ---------------------------------------------------------------------------

     Certificates of deposit .............   3,699,315     3,315,452    2,757,515    2,671,167   2,885,431       3.61
                                           ---------------------------------------------------------------------------
 Public time .............................     238,377       175,706      177,534      124,629     155,715       5.66
 Other time ..............................     225,724       229,315      134,081      122,829     130,031      10.37
                                           ---------------------------------------------------------------------------
     Other time deposits .................     464,101       405,021      311,615      247,458     285,746       7.80
                                           ---------------------------------------------------------------------------
     Interest bearing ....................   8,408,041     7,736,446    7,041,536    6,489,545   6,170,868       7.65
                                           ---------------------------------------------------------------------------
        Total ............................ $10,461,796    $9,582,151   $8,837,226   $8,124,885  $7,641,123       7.76%
                                           ===========================================================================


share of retail deposits in its principal markets. As of December 31, 1996, core deposits amounted to $8.6 billion or 79.8% of total deposits, an increase of $775 million or 9.9% from the previous year. As set forth in Table M, on average, total deposits increased $880 million while core deposits rose $462 million. The size of the Corporation's core deposits located in continental U.S. markets reached $1.9 billion as of December 31, 1996, compared with $1.6 billion at the end of 1995. Certificates of deposit with denominations of $100,000 and over as of December 31, 1996, totaled $2.2 billion, or 20.2% of total deposits. Their distribution by maturity was as follows:

                                               (In thousands)
 3 months or less ................               $1,641,485
 3 to 6 months ...................                  176,157
 6 to 12 months ..................                  109,154
 over 12 months ..................                  246,777
                                                 ----------
                                                 $2,173,573
                                                 ==========



         The Corporation is continuously developing broader sources of financing for its operations. In addition to retail deposits, wholesale borrowings from institutional investors in the U.S. money markets represent an increasingly important source of financing. The latter have become more appealing due to the recent tax reform that repealed the withholding tax in Puerto Rico on interest paid to non-residents of the Island. Previously, payments made from Puerto Rico were subject to a 29% withholding tax. Other borrowings consist primarily of federal funds purchased, repurchase agreements and commercial paper sold. Federal funds purchased have maturities of 30 days or less while repurchase agreements generally mature within three months. Commercial paper is issued with maturities that do not exceed 270 days. As of December 31, 1996, federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings amounted to $3.3 billion, a decrease of $176 million when compared with the same date a year before.

         Intermediate and long-term debt is another source of liquidity. To obtain longer term financing for its operations, the Corporation issued $424 million in medium-term notes during 1996. For further information on the maturities of intermediate and long-term debt issued, please refer to notes 12 through 15 of the Consolidated Financial Statements.

         During 1996, the Corporation's main subsidiary, Banco Popular, began a Bank Note program permitting the issuance of a maximum of $600 million in senior debt securities with maturities of up to 15 years. This program expands the ability of the Corporation to raise long-term funding in the U.S. capital markets and further diversifies its sources of liquidity, at a time when 936 funds are expected to decrease more rapidly.

         The Corporation deposit base includes 936 deposits, which amounted to $874 million as of December 31, 1996, or 8.1% of total deposits. In addition, 936 borrowings including repurchase agreements were $1.3 billion, or 8.7% of total liabilities. The Corporation's total financing from 936 sources, including both deposits and borrowings, totaled $2.2 billion or 14.3% of total liabilities as of December 31, 1996. At the end of 1995 these funds totaled $2.3 billion or 15.7% of total liabilities.

         During 1996, the United States Congress approved legislation which increased the federal minimum wage and repealed Section 936 of the Internal Revenue Code. For the last 20 years, the 936 Section has granted U.S. Corporations operating in Puerto Rico (936 Corporations) a tax credit against its federal tax liability for the net revenues derived from both qualifying active business and certain passive investments held in Puerto Rico banks, known as Qualified Possession Source Investment Income (QPSII). The tax benefits of the Section applicable to actively earned income will be phased-out over a ten-year period, after which they will expire completely. However, the tax credit on passive earned income, which includes the interest earned by 936 Corporations on investments in financial assets issued in Puerto Rico, was repealed retroactively for fiscal years commencing after December 31, 1995. During the ten-year phase-out period, the tax benefits of actively earned income will be available only to existing operations in Puerto Rico, but they cannot be extended to new companies or new product lines by existing companies. Financial institutions and other eligible borrowers in Puerto Rico have benefitted from the low cost of these funds, although having to comply with certain investment requirements imposed by local regulations.

         The Corporation's management believes that the main effect of the repeal of Section 936 on the pool of 936 funds in Puerto Rico will be to reduce substantially the supply of funds within a short period of time. Therefore, it is expected that the Corporation's volume of 936 funds should decrease considerably in the near term. Management believes this should not have a material effect on the Corporation's liquidity. During some time before the actual repeal of the Section, the Corporation took actions to increase the sources and availability of financing in the U.S. money and capital markets. Substantial amounts of credit lines have been developed in the U.S. money markets which complement the $600 million Bank Note program and $400 million in credit lines available at the Federal Home Loan Bank of New York, of which the Corporation is a member. In addition, the Corporation has outstanding $218 million of a $1.0 billion shelf registration with the Securities and Exchange Commission, which permits the issuance of unsecured debt securities or shares of preferred stock. Management is confident that the Corporation has sufficient sources of liquidity to repay on short notice the entire balance of 936 funds maturing within one year, which amounted to $1.4 billion, or 61.1% of the total balance of 936 deposits and borrowings as of December 31, 1996. During 1996, over $440 million in short-term 936 funds were converted into long-term obligations with an average maturity of 6.7 years.

         In July 1996, Moody's Investors Service raised its rating of long-term unsecured debt issued by the Corporation and its second tier subsidiary, BanPonce Financial to A3. The rating of subordinated debt was upgraded to Baa1. BanPonce's certificate of deposit issuer rating by Thomson BankWatch is B.

CREDIT RISK MANAGEMENT AND LOAN QUALITY

         One of the Corporation's primary risk exposure is its credit risk, which represents the possibility of loss from a borrower's failure to perform according to the terms of a transaction. The Corporation controls and monitors this risk with policies, procedures and various levels of managerial involvement.

         The strategies utilized to manage credit risk begin with the adherence to policies and procedures established for the initial underwriting of the credit portfolio, followed by the ongoing monitoring of the portfolio, including the early identification of potential problems and their resolution. Also, the Corporation continues emphasizing the skills and experience of the credit staff and improving the processing technology. Furthermore, the Corporation has an independent Credit Review and Audit Division, which performs ongoing independent reviews of specific loans for credit quality, proper documentation and risk management purposes. This division is centralized and independent of the lending function. It also manages the credit rating system and tests the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (GAAP) and regulatory standards.

         Credit extensions are approved by credit officers of the respective lending departments. The number and level of officers approval depend on the dollar amount and risk characteristics of the credit facility. The Corporation receives collateral to support credit extensions and commitments, whenever it is considered necessary. The amount of collateral obtained is based on the credit assessment of the customer, and may include real or personal property, accounts receivable, inventory and cash on deposit.

         The Corporation's credit risk at December 31, 1996, was concentrated in its $9.8 billion loan portfolio, which represented 63.2% of earning assets. The loan portfolio is well-balanced as the Corporation's credit policies and procedures emphasize diversification among geographical areas, business and industry groups, to minimize the adverse impact of any single event or set of occurrences. The credit risk exposure is spread among individual consumers, small commercial loans and a diverse base of borrowers engaged in a wide variety of businesses.

         The Corporation has over 840,000 consumer loans and over 49,000 commercial lending relationships. Only 43 of these relationships have loans outstanding over $10 million. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal and there are no LDC loans.

         The following risk concentration categories existed at year-end. Only those concentrations with portfolio totals in excess of the Corporation's stockholders' equity are presented.

         Geographic Risk - The asset composition of the Corporation by geographical area at December 31, 1996 and 1995, is presented in the following table.

                                           1996                                    1995
                                                        (Dollars in thousands)
                               ----------------------------------------------------------------
 Puerto Rico                   $12,386,136           73.9%           $11,833,155          75.5%
 United States                   3,756,526           22.4              3,253,791          20.7
 U.S. and British Virgin
   Islands and Latin America       621,441            3.7                588,505           3.8
                               ---------------------------------------------------------------
                               $16,764,103          100.0%           $15,675,451         100.0%
                               ===============================================================


         Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $2.9 billion and $3.4 billion in 1996 and 1995, respectively.

         Banco Popular, the Corporation's largest subsidiary, operates 178 branches in Puerto Rico, 29 in New York, seven in the U.S. Virgin Islands and one in the British Virgin Islands. Puerto Rico's economic outlook is generally similar to that of the mainland, and the Government of the Island and its instrumentalities are all investment-grade rated borrowers in the United States capital markets. As further discussed in the Liquidity Risk section of this financial review, in August 1996, the U.S. Congress approved legislation that repealed Section 936 of the Internal Revenue Code. The bill approved repealed the QPSII credit retroactively for taxable years beginning after December 31, 1995, while the income and wage credits will be phased-out over 10 years. No significant changes are anticipated on the general economic conditions of Puerto Rico, as a result of the enactment of this law. Meanwhile, the Corporation continues diversifying its geographical risk. During 1996, the Corporation acquired all the common stock of CombanCorp, the bank holding company of the former Commerce National Bank, located in California. This banking operation added to the Corporation three branches, $75 million in assets and $63 million in deposits. Other geographic expansions during 1996, include the first international investment made in March 1996, with the purchase of 20% of the common stock of Jamaica's fourth largest financial institution, Citizens Bank, and other investments in Costa Rica and the Dominican Republic to establish ATM networks in those countries. Equity One, the Corporation's mortgage and consumer finance operation in the mainland, had 102 branches in 28 states and $1.1 billion in total assets at December 31, 1996.

The following table presents the net income for 1996 and total assets as of December 31, 1996, by subsidiary:


(Dollars in thousands)                 Net Income       % Net Income    Total Assets    % Total Assets
----------------------------------------------------------------------------------------------------
 Banco Popular                        $   150,366           81.21%     $13,336,855         79.56%
 Equity One, Inc.                          12,637            6.83        1,072,655          6.40
 Popular Leasing                            6,127            3.31          429,950          2.56
 Banco Popular, Illinois                    1,797            0.97          467,546          2.79
 BP Capital Markets                         3,349            1.81          693,219          4.14
 VELCO                                        649            0.35          136,250          0.81
 Popular Consumer                           3,101            1.67          115,918          0.69
 Banco Popular, FSB                          (107)          (0.06)         317,084          1.89
 Popular Mortgage                             574            0.31          154,806          0.92
 Banco Popular, N.A. (California)             292            0.16          139,504          0.83
 Parent Company, other subsidiaries
   and eliminations                         6,365            3.44          (99,684)        (0.59)
                                      --------------------------------------------------------------
                  Total               $   185,150          100.00%     $16,764,103        100.00%
                                      ==============================================================


         Consumer Credit Risk - Consumer credit risk arises from exposures to credit card receivables, home mortgages, personal loans and other installment credit facilities. At December 31, 1996, consumer and residential mortgage loans amounted to $2.7 billion and $2.6 billion, respectively, with $916 million in unused credits card lines. At December 31, 1996, the secured consumer loan portfolio was $1.1 billion or 41.2% of the total consumer portfolio.

         Industry Risk - Total commercial loans, including commercial real estate and construction loans, amounted to $4.0 billion at year-end. The Corporation's strategy to emphasize the use of collateral has resulted in a secured commercial and construction loan portfolio comprised of approximately $1.2 billion, or 30.1% of the commercial and construction loan portfolios. These loans are secured by real estate, consisting primarily of residential, owner-occupied and income producing properties. Furthermore, commercial and construction loans secured by cash collateral totaled $94 million, or 2.4% of the commercial and construction portfolio at the end of 1996. Also, at year-end the Corporation had $1.4 billion in unused commitments under lines of credit to commercial, industrial and agricultural concerns. Commercial and standby letters of credit totaled $138 million at December 31, 1996. There are no significant concentrations in any one industry with a substantial portion of the customers having credit needs of less than $100,000.

         Government Risk - As of December 31, 1996, $3.3 billion of the investments securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government agencies and corporations. In addition, $84 million of residential mortgages and $301 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies. The Corporation is one of the largest SBA lenders in the United States. Furthermore, there were $151 million of investment securities representing obligations of the Puerto Rico Government and political subdivisions thereof, $67 million of loans issued to or guaranteed by these same entities and $27 million of loans issued to or guaranteed by the U.S. Virgin Islands' Government.

NON-PERFORMING ASSETS

         As of December 31, 1996, non-performing assets, which consist of past-due loans on which no interest income is being accrued, renegotiated loans and other real estate, amounted to $155 million or 1.58% of loans, compared with $155 million or 1.79% of total loans and $108 million or 1.38% of total loans at the end of 1995 and 1994, respectively. Non-performing loans at December 31, 1996, totaled $145 million or 1.49% of loans as compared with $144 million or 1.67% a year earlier. As of December 31, 1994, non-performing loans were $94 million or 1.21% of loans.

         As Table N presents, the slight decrease in non-performing assets is principally due to lower non-performing commercial including construction loans, and lease financings, tempered by a rise in non-performing mortgage and consumer loans. The reduction in non-performing commercial loans was primarily due to continued collection efforts and prudent management of the

TABLE N
Non-Performing Assets

                                                               As of December 31,
-------------------------------------------------------------------------------------------------------
(Dollars in thousands)                         1996         1995        1994        1993         1992
                                            -----------------------------------------------------------
Commercial, industrial and
   agricultural ......................      $ 81,534     $ 87,250    $ 53,553    $ 49,517     $ 62,662
 Construction ........................         2,000        4,733       7,994       8,215        8,798
 Lease financing .....................         1,599        5,606       4,027       4,429        4,752
 Mortgage ............................        43,955       32,066      16,510      14,363       11,532
 Consumer ............................        16,320       14,827      12,179      16,290       20,597
 Renegotiated accruing loans .........         3,308        2,742       2,982       5,643        8,380
 Other real estate ...................         6,076        7,807      10,390      12,699       15,582
                                            -----------------------------------------------------------
   Total .............................      $154,792     $155,031    $107,635    $111,156     $132,303
                                            ===========================================================

 Accruing loans past-due
   90 days or more ...................      $ 12,270     $ 11,660    $ 15,012    $ 15,505     $ 23,957
                                            ===========================================================
 Non-performing assets to loans ......          1.58%        1.79%       1.38%       1.75%        2.52%
 Non-performing assets to assets .....          0.92         0.99        0.84        0.97         1.32
 Interest lost .......................      $  7,696     $  7,135    $  5,441    $  4,992     $  7,548

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



non-performing portfolio. The more aggressive charge-off policy implemented in 1996 by the Corporation's leasing subsidiaries, caused a reduction in the amount of non-performing lease financings. Before 1996, charge-offs on the lease financing portfolio were recorded at the time the unit was repossessed based on the excess of the lease financing balance over the assessed value of the unit. Currently, charge-offs are recorded when the lease financing is 120 days past-due based on the full amount of the outstanding loan balance, and a recovery is recorded when the unit is repossessed.

         On the other hand, Equity One reflected an increase of $14.6 million in non-performing mortgage loans as a result of the record-breaking level of personal bankruptcies in the U.S. mainland and the growth in its portfolio. Partially offsetting this increase was a reduction of $3.0 million in non-performing mortgage loans at Banco Popular.

         The Corporation reports its non-performing assets on a more conservative basis than most U.S. banks. The Corporation's policy is to place commercial loans on non-accrual status if payments of principal or interest are delinquent 60 days rather than the standard industry practice of 90 days. Financing leases, conventional mortgages and close-end consumer loans are placed on non-accrual status if payments are delinquent 90 days. Closed-end consumer loans are charged-off when payments are delinquent 120 days. Open-end (revolving credit) consumer loans are charged-off if payments are delinquent 180 days. Certain loans which would be treated as non-accrual loans pursuant to the foregoing policy, are treated as accruing loans if they are considered well-secured and in the process of collection. Under the standard industry practice, closed-end consumer loans are charged-off when delinquent 120 days, but these consumer loans are not customarily placed on non-accrual status prior to being charged-off.

         Assuming the standard industry practice of placing commercial loans on non-accrual status when payments of principal or interest are past due 90 days or more and excluding the closed-end consumer loans from non-accruing, the Corporation's non-performing assets at December 31, 1996, would have been $117 million or 1.19% of loans, and the allowance for loan losses would have been 158.95% of non-performing assets. At December 31, 1995 and 1994, adjusted non-performing assets would have been $121 million or 1.39% of loans and $78 million or 1.01% of loans, respectively. The allowance for loan losses as a percentage of non-performing assets as of December 31, 1995 and 1994, would have been 139.60% and 196.63%, respectively.

         Accruing loans that are contractually past-due 90 days or more as to principal or interest, but are well-secured and in the process of collection as of December 31, 1996, amounted to $12 million as compared with $12 million in 1995 and $15 million in 1994.

         Once a loan is placed in non-accrual status the interest previously accrued and uncollected is charged against current earnings and thereafter, income is recorded only to the extent of any interest collected. The interest income that would have been realized had these loans been performing in accordance with their original terms amounted to $7.7 million for 1996, compared with $7.1 million for 1995 and $5.4 million in 1994.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on the evaluation of known and inherent risks in the loan portfolio. The Corporation's management evaluates the adequacy of the allowance for loan losses on a monthly basis. In determining the allowance, management considers the portfolio risk characteristics, prior loss experience, prevailing and projected economic conditions and loan impairment measurement.

         At December 31, 1996, the allowance for loan losses was $186 million or 1.90% of loans, compared with $168 million or 1.94% at the same date in 1995. At December 31, 1994, the allowance was $154 million or 1.98% of loans. Based on current and expected economic conditions, the expected level of net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses, management considers that the Corporation continues enjoying an adequate position in its allowance for loan losses.

         Broken down by major loan categories, the allowance for the last five years was as follows:


                                                           ALLOWANCE FOR LOAN LOSSES
                                                                  AT DECEMBER 31,
                                                                   (IN MILLIONS)

                                               1996         1995        1994        1993         1992
                                            ----------------------------------------------------------
 Commercial                                 $   91.8     $   82.6    $   73.8    $   64.0     $   49.5
 Construction                                   10.5         11.0        10.8        10.6          6.5
 Lease financing                                 3.4          6.4         6.5         5.8          5.4
 Consumer                                       69.6         60.6        56.7        52.0         49.3
 Mortgage                                       10.3          7.8         6.0         1.0
                                            ----------------------------------------------------------
                                            $  185.6     $  168.4    $  153.8    $  133.4     $  110.7
                                            ==========================================================


         Effective January 1, 1995, the Corporation adopted the Statement of Financial Accounting Standards (SFAS) 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." This statement requires that a loan meeting the definition of impaired be measured at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based on the current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. At December 31, 1996 and 1995, the portion of the allowance for loan losses related with impaired loans as defined by the above pronouncements was $18 million and $8 million, respectively. Please refer to Notes 1 and 6 to the Consolidated Financial Statements for further information related with SFAS 114 and 118.

         Table O summarizes the movement in the allowance for loan losses and presents selected loan loss statistics for the past five years. As this table demonstrates, net loan losses for the year totaled $72.1 million or 0.78% of average loans, an increase of $22.1 million or 44.2% from $50.0 million or 0.61% of average loans in 1995. The rise primarily reflected higher charge-offs in the consumer portfolio, particularly personal loans and credit cards, lease financing and commercial loan portfolios.

         Consumer loans net charge-offs totaled $29.1 million, or 1.18% of average consumer loans for 1996, compared with $17.2 million, or 0.78% of average consumer loans for 1995. Within this category, personal loans reflected an increase of $8.6 million, from $7.0 million or 0.57% of average personal loans in 1995 to $15.6 million or 1.20% in 1996. This increase is the result of the growth of $70 million in the average personal loan portfolio together with a rise in personal bankruptcies during 1996. In addition, credit cards net losses were $11.0 million or 2.49% of average credit card loans as compared with $9.2 million or 2.35% in 1995.

TABLE O
Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)                          1996           1995           1994           1993           1992
-------------------------------------------------------------------------------------------------------------------
  Balance at beginning of year .........    $  168,393     $  153,798     $  133,437     $  110,714     $   94,199
  Allowances purchased .................           402           --            3,473          1,580           --
  Provision for loan losses ............        88,839         64,558         53,788         72,892         97,633
                                            -----------------------------------------------------------------------
                                               257,634        218,356        190,698        185,186        191,832
                                            -----------------------------------------------------------------------
  Losses charged to the allowance
   Commercial ..........................        38,017         34,383         27,435         29,501         37,700
   Construction ........................         2,369          2,046          1,794          3,060          1,887
   Lease financing .....................        22,129          6,979          6,860          9,150         10,139
   Mortgage ............................         2,189          1,618          1,310            477
   Consumer ............................        43,257         33,681         29,545         35,239         52,454
                                            -----------------------------------------------------------------------
                                               107,961         78,707         66,944         77,427        102,180
                                            -----------------------------------------------------------------------
  Recoveries
   Commercial ..........................        11,498          9,404          6,950          6,279          3,577
   Construction ........................           207            288          1,374            607            796
   Lease financing .....................         9,749          2,342          3,514          2,081          2,169
   Mortgage ............................           295            243              5             36
   Consumer ............................        14,152         16,467         18,201         16,675         14,520
                                            -----------------------------------------------------------------------
                                                35,901         28,744         30,044         25,678         21,062
                                            -----------------------------------------------------------------------
  Net loans charged-off ................        72,060         49,963         36,900         51,749         81,118
                                            -----------------------------------------------------------------------
  Balance at end of year ...............    $  185,574     $  168,393     $  153,798     $  133,437     $  110,714
                                            =======================================================================
  Loans:
    Outstanding at year end ...........     $9,779,028     $8,677,484     $7,781,329     $6,346,922     $5,252,053
    Average ...........................      9,210,964      8,217,834      7,107,746      5,700,069      5,150,328

  Ratios:
    Allowance for loan losses to year
     end loans .........................          1.90%          1.94%          1.98%          2.10%          2.11%
    Recoveries to charge-offs ..........         33.25          36.52          44.88          33.16          20.61
    Net charge-offs to average loans ...          0.78           0.61           0.52           0.91           1.58
    Net charge-offs earnings coverage ..          4.79x          5.42x          6.21x          3.96x          2.44x
    Allowance for loan losses to net
    charge-offs ........................          2.58           3.37           4.17           2.58           1.36
  Provision for loan losses to:
      Net charge-offs ..................          1.23           1.29           1.46           1.41           1.20
      Average loans ....................          0.96%          0.79%          0.76%          1.28%          1.90%
  Allowance to non-performing assets ...        119.89         108.62         142.89         120.04          83.68
-------------------------------------------------------------------------------------------------------------------


         As previously mentioned, lease financings net charge-offs increased $7.8 million, from $4.6 million or 0.95% of average lease financings in 1995 to $12.4 million or 2.45% in 1996, as a result of the more aggressive charge-off policy implemented in 1996 by the Corporation's leasing subsidiaries. However, the level of charge-offs in the leasing portfolio should stabilize during 1997, while the level of recoveries is expected to increase.

         Commercial loans net charge-offs amounted to $26.5 million for 1996, compared with $25.0 million a year earlier. As a percentage of average commercial loans, this figure decreased slightly to 0.77% in 1996 from 0.83% in 1995. Net charge-offs in the mortgage portfolio totaled $1.9 million in 1996 compared with $1.4 million in 1995.

STATISTICAL SUMMARY 1992-1996                               BANPONCE CORPORATION
STATEMENTS OF CONDITION

---------------------------------------------------------------------------------------------------------------------------

                                                                              As of December 31,
---------------------------------------------------------------------------------------------------------------------------
(In thousands)                                          1996           1995           1994            1993          1992
                                                   ------------------------------------------------------------------------
ASSETS
Cash and due from banks .......................    $   492,368    $   458,173    $   442,316     $   368,837    $   325,497
                                                   ------------------------------------------------------------------------
Money market investments:
 Federal funds sold and securities
  and mortgages purchased under
   agreements to resell .......................        778,597        796,417        265,000         247,333        234,163
 Time deposits with other banks ...............         19,023            100            100          15,100         50,100
 Bankers' acceptances..........................          2,656          2,202            570             259            858
                                                   ------------------------------------------------------------------------
                                                       800,276        798,719        265,670         262,692        285,121
                                                   ------------------------------------------------------------------------
Trading securities ............................        292,150        330,674          1,670           3,017            283
                                                   ------------------------------------------------------------------------
Investment securities available-for-sale
 at market value and at lower of cost or
 market value before 1994 .....................      3,415,934      3,209,974        839,226         715,565        408,127
                                                   ------------------------------------------------------------------------

Investment securities held-to-maturity, at cost      1,197,066      1,651,344      2,955,911       3,329,798      3,290,440
                                                   ------------------------------------------------------------------------

Loans held-for-sale ...........................        255,129        112,806         10,296
                                                   ------------------------------------------------------------------------

Loans .........................................      9,854,911      8,883,963      8,066,954       6,655,072      5,614,724
 Less-Unearned income .........................        331,012        319,285        295,921         308,150        362,671
     Allowance for loan losses ................        185,574        168,393        153,798         133,437        110,714
                                                   ------------------------------------------------------------------------
                                                     9,338,325      8,396,285      7,617,235       6,213,485      5,141,339
                                                   ------------------------------------------------------------------------
Premises and equipment ........................        356,697        325,203        324,160         298,089        260,330
Other real estate .............................          6,076          7,807         10,390          12,699         15,582
Customers' liabilities on acceptances..........          3,100          2,208            902           1,392          1,830
Accrued income receivable .....................         95,487        113,539         78,765          79,285         76,008
Other assets ..................................        380,247        125,742        103,088          95,763         64,890
Intangible assets .............................        131,248        142,977        128,729         132,746        132,880
                                                   ------------------------------------------------------------------------
                                                   $16,764,103    $15,675,451    $12,778,358     $11,513,368    $10,002,327
                                                   ========================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
  Non-interest bearing ........................    $ 2,330,704    $ 2,021,658    $ 1,949,244     $ 1,848,859    $ 1,614,806
  Interest bearing ............................      8,432,571      7,855,004      7,063,191       6,673,799      6,423,905
                                                   ------------------------------------------------------------------------
                                                    10,763,275      9,876,662      9,012,435       8,522,658      8,038,711

  Federal funds purchased and securities
   sold under agreements to repurchase ........      1,875,465      3,000,878      1,438,038         951,733        665,222
  Other short-term borrowings .................      1,404,006        454,707        573,841         664,173        206,882
  Notes payable ...............................        986,713        730,428        459,524         253,855         90,062
  Senior debentures ...........................         30,000         30,000         30,000          30,000         30,000
  Acceptances outstanding .....................          3,100          2,208            902           1,392          1,830
  Other liabilities ...........................        314,012        263,871        211,195         182,362        132,501
                                                   ------------------------------------------------------------------------
                                                    15,376,571     14,358,754     11,725,935      10,606,173      9,165,208
                                                   ------------------------------------------------------------------------
  Subordinated notes ..........................        125,000        175,000         50,000          62,000         74,000
                                                   ------------------------------------------------------------------------

  Preferred stock of Banco Popular ............                                                       11,000         11,000
                                                   ------------------------------------------------------------------------

Stockholders' equity:
  Preferred stock .............................        100,000        100,000        100,000
  Common stock ................................        396,531        197,692        197,029         196,395        195,929
  Surplus .....................................        496,582        427,282        409,445         386,622        361,982
  Retained earnings ...........................        267,719        350,480        272,458         208,607        150,208
  Unrealized gains (losses) on investment
   securities available-for-sale, net of
   deferred taxes .............................          1,700         16,243        (19,366)
  Capital reserves ............................                        50,000         42,857          42,571         44,000
                                                   ------------------------------------------------------------------------
                                                     1,262,532      1,141,697      1,002,423         834,195        752,119
                                                   ------------------------------------------------------------------------
                                                   $16,764,103    $15,675,451    $12,778,358     $11,513,368    $10,002,327
                                                   ========================================================================

STATISTICAL SUMMARY 1992-1996                               BANPONCE CORPORATION
STATEMENTS OF INCOME


----------------------------------------------------------------------------------------------------------------------------------

                                                                             For the year ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per common share
  information)                                              1996            1995            1994            1993            1992
                                                        --------------------------------------------------------------------------
INTEREST INCOME:
Loans ..............................................    $  924,076      $  813,137      $  667,047      $  549,388      $  518,074
Money market investments ...........................        46,697          23,077           5,186           6,434          14,414
Investment securities ..............................       280,610         259,941         214,611         215,944         207,642
Trading account securities .........................        21,470           9,652             297             370             224
                                                        --------------------------------------------------------------------------

  Total interest income ............................     1,272,853       1,105,807         887,141         772,136         740,354
Less - Interest expense ............................       591,540         521,624         351,633         280,008         300,135
                                                        --------------------------------------------------------------------------

  Net interest income ..............................       681,313         584,183         535,508         492,128         440,219
Provision for loan losses ..........................        88,839          64,558          53,788          72,892          97,633
                                                        --------------------------------------------------------------------------

  Net interest income after provision
   for loan losses .................................       592,474         519,625         481,720         419,236         342,586
Gain on sale of investment securities ..............         3,094           5,368             224             864             242
Trading account profit .............................           108           1,785             227             554             383
All other operating income .........................       202,270         166,185         140,852         123,762         123,879
                                                        --------------------------------------------------------------------------
                                                           797,946         692,963         623,023         544,416         467,090
                                                        --------------------------------------------------------------------------
OPERATING EXPENSES:
Personnel costs ....................................       273,247         249,075         225,747         215,911         188,234
All other operating expenses .......................       268,672         237,758         222,099         196,365         178,711
                                                        --------------------------------------------------------------------------
                                                           541,919         486,833         447,846         412,276         366,945
                                                        --------------------------------------------------------------------------
Income before tax, dividends on preferred
  stock of Banco Popular and cumulative
  effect of accounting changes .....................       256,027         206,130         175,177         132,140         100,145
Income tax .........................................        70,877          59,769          50,043          28,151          14,259
                                                        --------------------------------------------------------------------------

Income before dividends on preferred
  stock of Banco Popular and cumulative
  effect of accounting changes .....................       185,150         146,361         125,134         103,989          85,886
Dividends on preferred stock of
  Banco Popular ....................................                                           385             770             770
                                                        --------------------------------------------------------------------------
Income before cumulative effect of
  accounting changes ...............................       185,150         146,361         124,749         103,219          85,116
Cumulative effect of accounting changes ............                                                         6,185
                                                        --------------------------------------------------------------------------

NET INCOME .........................................    $  185,150      $  146,361      $  124,749      $  109,404      $   85,116
                                                        ==========================================================================

NET INCOME APPLICABLE TO COMMON STOCK ..............    $  176,800      $  138,011      $  120,504      $  109,404      $   85,116
                                                        ==========================================================================

EARNINGS PER COMMON SHARE*
  Before effect of accounting changes ..............    $     2.68      $     2.10      $     1.84      $     1.58      $     1.40
                                                        ==========================================================================

  Net income .......................................    $     2.68      $     2.10      $     1.84      $     1.67      $     1.40
                                                        ==========================================================================

Dividends declared on common stock:
Cash dividends per common share outstanding ........    $     0.69      $     0.58      $     0.50      $     0.45      $     0.40
                                                        ==========================================================================


*The average common shares used in the computation of earnings and cash dividend per common share were 66,022,312 for 1996; 65,816,300 for 1995; 65,596,486 for
1994; 65,402,472 for 1993, and 60,922,988 for 1992.

STATISTICAL SUMMARY 1992-1996
AVERAGE BALANCE SHEET AND SUMMARY OF NET INTEREST INCOME


-----------------------------------------------------------------------------------------------------------------------------------
ON A TAXABLE EQUIVALENT BASIS*
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                  1996                                     1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                       AVERAGE                      AVERAGE      Average                    Average
                                                       BALANCE        INTEREST       RATE        Balance       Interest       Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
  Federal funds sold and securities and
  mortgages purchased under agreements
  to resell ......................................   $   878,138    $    45,704      5.20%    $    399,413   $    22,823      5.71%
  Time deposits with other banks .................        12,562            770      6.13            2,661           165      6.20
  Bankers' acceptances ...........................         2,202            223     10.13              941            89      9.46
                                                     ------------------------------------------------------------------------------
    Total money market investments ...............       892,902         46,697      5.23          403,015        23,077      5.73
                                                     ------------------------------------------------------------------------------
  U.S. Treasury securities .......................     3,198,912        222,520      6.96        2,893,797       197,554      6.83
  Obligations of other U.S. Government
    agencies and corporations ....................       750,287         49,042      6.54          575,024        40,493      7.04
  Obligations of Puerto Rico, States and
    political subdivisions .......................       231,363         11,224      4.85          247,176        14,798      5.99
  Collateralized mortgage obligations
    and mortgage backed securities ...............       553,702         32,117      5.80          580,714        37,610      6.48
  Other ..........................................        95,985          5,483      5.71          171,013         6,491      3.80
                                                     ------------------------------------------------------------------------------
      Total investment securities ................     4,830,249        320,386      6.63        4,467,724       296,946      6.65
                                                     ------------------------------------------------------------------------------
Trading account securities .......................       372,196         23,004      6.18          155,597         9,831      6.32
                                                     ------------------------------------------------------------------------------
Loans (net of unearned income) ...................     9,210,964        930,891     10.11        8,217,834       820,003      9.98
                                                     ------------------------------------------------------------------------------
      Total interest earning assets/
       Interest income ...........................    15,306,311    $ 1,320,978      8.63%      13,244,170   $ 1,149,857      8.68%
                                                     ------------------------------------------------------------------------------
      Total non-interest earning assets ..........       994,771                                   874,013
                                                     ------------------------------------------------------------------------------
      TOTAL ASSETS ...............................   $16,301,082                              $ 14,118,183
                                                     ==============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Savings and NOW accounts .......................   $ 4,244,625    $   131,499      3.10%    $  4,015,973   $   126,548      3.15%
  Other time deposits ............................     4,163,416        218,722      5.25        3,720,473       203,235      5.46
  Short-term borrowings ..........................     3,464,892        184,682      5.33        2,600,246       141,522      5.44
  Mortgages and notes payable ....................       757,604         46,417      6.13          598,027        46,149      7.72
  Subordinated notes .............................       147,951         10,220      6.91           56,850         4,170      7.34
                                                     -----------------------------------------------------------------------------
      Total interest bearing liabilities/
        Interest expense .........................    12,778,488        591,540      4.63       10,991,569       521,624      4.75
                                                     ------------------------------------------------------------------------------
      Total non-interest bearing liabilities .....     2,328,083                                 2,056,132
                                                     ------------------------------------------------------------------------------
      Total liabilities ..........................    15,106,571                                13,047,701
                                                     ------------------------------------------------------------------------------
  Preferred stock of Banco Popular
                                                     ------------------------------------------------------------------------------
Stockholders' equity .............................     1,194,511                                 1,070,482
                                                     ------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .   $16,301,082                              $ 14,118,183
                                                     ==============================================================================

Net interest income on a taxable
  equivalent basis ...............................                  $   729,438                              $   628,233
                                                     ------------------------------------------------------------------------------
Cost of funding earning assets ...................                                   3.86%                                    3.94%
                                                     ------------------------------------------------------------------------------
Net interest yield ...............................                                   4.77%                                    4.74%
                                                     ==============================================================================
      Effect of the taxable equivalent adjustment                        48,125                                   44,050
                                                     ------------------------------------------------------------------------------

Net interest income per books ....................                  $   681,313                              $   584,183
                                                     ==============================================================================


* Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance as required by the Tax Reform Act enacted in 1987. This adjustment is shown in order to compare the yields of the tax exempt, and taxable assets on a taxable basis.

Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation's policy.

                                                            BANPONCE CORPORATION


    ----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                    1994                                     1993                                 1992
--------------------------------------------------------------------------------------------------------------------
  Average                         Average   Average                  Average    Average                      Average
  Balance         Interest         Rate     Balance        Interest    Rate     Balance         Interest       Rate
--------------------------------------------------------------------------------------------------------------------
$   114,215       $  4,858         4.25%  $   117,095      $  4,115    3.51%   $  144,539       $  5,209       3.60%
      4,916            300         6.10        57,845         2,259    3.91       215,970          9,093       4.21
        332             28         8.43           871            60    6.89         1,496            112       7.49
--------------------------------------------------------------------------------------------------------------------
    119,463          5,186         4.34       175,811         6,434    3.66       362,005         14,414       3.98
--------------------------------------------------------------------------------------------------------------------
  2,657,975        164,102         6.17     2,985,634       202,695    6.79     2,443,267        226,038       9.25

    526,687         33,969         6.45       274,821        18,033    6.56       317,152         27,838       8.78

    259,534         14,074         5.42       227,784        14,253    6.26       212,762         19,345       9.09


    712,972         37,535         5.26       523,224        26,944    5.15       288,818         21,780       7.54
--------------------------------------------------------------------------------------------------------------------
  4,157,168        249,680         6.01     4,011,463       261,925    6.53     3,261,999        295,001       9.04
--------------------------------------------------------------------------------------------------------------------
      5,303            368         6.94         7,319           449    6.13         5,649            303       5.36
--------------------------------------------------------------------------------------------------------------------
  7,107,746        672,974         9.47     5,700,069       555,671    9.75     5,150,328        526,902      10.23
--------------------------------------------------------------------------------------------------------------------

 11,389,680       $928,208         8.15%    9,894,662      $824,479    8.33%    8,779,981       $836,620       9.53%
--------------------------------------------------------------------------------------------------------------------
    835,850                                   789,091                             748,537
--------------------------------------------------------------------------------------------------------------------
$12,225,530                               $10,683,753                          $9,528,518
====================================================================================================================



$ 3,972,406       $116,858         2.94%  $ 3,570,920      $107,454    3.01%   $2,999,691       $108,945       3.63%
  3,069,130        130,868         4.26     2,918,625       111,994    3.84     3,171,177        144,430       4.55
  1,856,649         77,537         4.18     1,337,970        42,392    3.17       903,903         31,711       3.51
    376,570         22,420         5.95       195,522        12,801    6.55       116,695          8,245       7.07
     56,082          3,950         7.04        73,967         5,367    7.26        85,585          6,804       7.95
--------------------------------------------------------------------------------------------------------------------

  9,330,837        351,633         3.77     8,097,004       280,008    3.46     7,277,051        300,135       4.12
--------------------------------------------------------------------------------------------------------------------
  1,964,399                                 1,782,748                           1,571,477
--------------------------------------------------------------------------------------------------------------------
 11,295,236                                 9,879,752                           8,848,528
--------------------------------------------------------------------------------------------------------------------
      5,425                                    11,000                              11,000
--------------------------------------------------------------------------------------------------------------------
    924,869                                   793,001                             668,990
--------------------------------------------------------------------------------------------------------------------
$12,225,530                               $10,683,753                          $9,528,518
====================================================================================================================

                  $576,575                                 $544,471                             $536,485
--------------------------------------------------------------------------------------------------------------------
                                   3.09%                               2.83%                                   3.42%
--------------------------------------------------------------------------------------------------------------------
                                   5.06%                               5.50%                                   6.11%
====================================================================================================================
                    41,067                                   52,343                               96,266
--------------------------------------------------------------------------------------------------------------------

                  $535,508                                 $492,128                             $440,219
====================================================================================================================

STATISTICAL SUMMARY 1994-1996                               BANPONCE CORPORATION
QUARTERLY FINANCIAL DATA

-----------------------------------------------------------------------------------------------------------------------------

                                                   1996                                            1995
-----------------------------------------------------------------------------------------------------------------------------
                                FOURTH       THIRD      SECOND       FIRST      Fourth       Third      Second       First
                                QUARTER     QUARTER     QUARTER     QUARTER     Quarter     Quarter     Quarter     Quarter
-----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
(In thousands, except per
common share information)

Interest income .............. $ 332,854   $ 327,097   $ 309,975   $ 302,927   $ 298,311   $ 288,459   $ 268,818   $ 250,219
Net interest income ..........   178,409     172,236     168,208     162,460     156,120     148,415     142,120     137,528
Provision for loan
  losses .....................    23,458      22,436      21,672      21,273      21,227      18,987      12,646      11,698
Non-interest income ..........    55,291      46,488      49,335      51,263      45,276      44,881      40,306      37,507
Gain (loss) on sale of
  investment securities ......    (2,525)      4,911         (20)        729       3,306       1,950          66          46
Non-interest expense .........   143,923     135,453     131,844     130,699     124,197     119,596     124,722     118,318
Income before income
  tax, cumulative effect
  of accounting changes
  and dividends on
  preferred stock of
  Banco Popular ..............    63,794      65,746      64,007      62,480      59,278      56,663      45,124      45,065
Income taxes .................    16,114      19,473      17,952      17,338      19,026      18,356      11,063      11,324
Dividends on preferred
  stock of Banco Popular .....
                               ----------------------------------------------------------------------------------------------
Net income ................... $  47,680   $  46,273   $  46,055   $  45,142   $  40,252   $  38,307   $  34,061   $  33,741
                               ==============================================================================================

Net income applicable
  to common stock ............ $  45,593   $  44,186   $  43,967   $  43,005   $  38,164   $  36,220   $  31,973   $  31,654
                               ==============================================================================================

Net income per
  common share ............... $    0.69   $    0.67   $    0.67   $    0.65   $    0.58   $    0.55   $    0.49   $    0.48
                               ----------------------------------------------------------------------------------------------

SELECTED AVERAGE BALANCES
(In millions)
Total assets ................. $  16,852   $  16,796   $  15,988   $  15,557   $  15,183   $  14,709   $  13,616   $  12,934
Loans ........................     9,668       9,387       9,033       8,749       8,548       8,360       8,090       7,864
Interest earning assets ......    15,794      15,769      15,020      14,631      14,276      13,788      12,815      12,068
Deposits .....................    10,767      10,548      10,474      10,055       9,848       9,614       9,615       9,245
Interest bearing liabilities..    13,145      13,285      12,464      12,210      11,912      11,596      10,552       9,871
                               ----------------------------------------------------------------------------------------------

SELECTED RATIOS
Return on assets .............      1.13%       1.10%       1.16%       1.17%       1.05%       1.03%       1.00%       1.06%
Return on equity .............     15.76       15.94       16.56       16.39       14.82       14.55       13.47       13.96


-----------------------------------------------------------------------------

                                                   1994
-----------------------------------------------------------------------------
                                Fourth       Third      Second      First
                                Quarter     Quarter     Quarter     Quarter
-----------------------------------------------------------------------------
SUMMARY OF OPERATIONS
(In thousands, except per
common share information)

Interest income .............. $ 239,035   $ 228,695   $ 220,000   $ 199,411
Net interest income ..........   137,452     136,699     135,574     125,783
Provision for loan
  losses .....................    12,544      13,544      14,037      13,663
Non-interest income ..........    37,807      36,013      34,407      32,852
Gain (loss) on sale of
  investment securities ......       157        (205)                    272
Non-interest expense .........   114,266     114,551     112,452     106,577
Income before income
  tax, cumulative effect
  of accounting changes
  and dividends on
  preferred stock of
  Banco Popular ..............    48,606      44,412      43,492      38,667
Income taxes .................    15,980      12,695      11,623       9,745
Dividends on preferred
  stock of Banco Popular .....                               192         193
                               ----------------------------------------------
Net income ................... $  32,626   $  31,717   $  31,677   $  28,729
                               ==============================================

Net income applicable
  to common stock ............ $  30,538   $  29,560   $  31,677   $  28,729
                               ==============================================

Net income per
  common share ............... $    0.47   $    0.45   $    0.48   $    0.44
                               ----------------------------------------------

SELECTED AVERAGE BALANCES
(In millions)
Total assets ................. $  12,585   $  12,385   $  12,301   $  11,618
Loans ........................     7,645       7,356       6,958       6,456
Interest earning assets ......    11,749      11,540      11,449      10,809
Deposits .....................     8,960       8,841       9,000       8,543
Interest bearing liabilities..     9,572       9,445       9,440       8,856
                               ----------------------------------------------

SELECTED RATIOS
Return on assets .............      1.03%       1.02%       1.03%       1.00%
Return on equity .............     13.54       13.26       14.59       13.78

GLOSSARY OF TERMS


936 CORPORATIONS - Subsidiaries of U.S. firms operating in Puerto Rico and other offshore areas under Section 936 of the U.S. Internal Revenue Code. Section 936 provides certain tax benefits on Puerto Rico source earnings from the active conduct of a trade or business or from qualified investments. In August 1996, the U.S. Congress repealed Section 936 with a phase-out period of 10 years on the credit from earnings from active conduct of trade or business.

936 DEPOSITS - Funds of 936 corporations deposited in banks usually in the form of time deposits. The restriction that these funds must be reinvested in eligible assets, if income derived from them is to be considered tax-exempt for U.S. and Puerto Ricos Industrial Incentive Act purposes, lowers the rate on these funds as compared to interest rates paid on similar deposits. In August 1996, the U.S. Congress approved legislation that repealed the exemption on these funds, effective July 1,1996, for taxable years beginning after December 31, 1995.

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

LEVERAGE RATIO - Ratio adopted by the Federal Reserve System to assist in the assessment of the capital adequacy of state member banks. This ratio is calculated by dividing Tier I capital by quarterly average assets. The quarterly average assets are reduced by goodwill, any other intangible asset deducted from Tier I capital and the disallowed portion of deferred tax assets.

LIQUIDITY - A combination of assets that assures currently available supplies of funds necessary to meet deposit withdrawals, loan demands and repayment of borrowings as they become due. The need for liquid funds is normally satisfied from daily operations and the maturity management of money market investments and investment securities.

NET CHARGE-OFFS - The amount of loans written off as uncollectible, net of the recovery of loans previously written off as uncollectible.

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

RETURN ON EQUITY - Net income applicable to common stock as a percentage of average common stockholders equity.

RISK-BASED CAPITAL - Guidelines for the regulatory measurement of capital adequacy. These guidelines set forth how capital is to be measured and how total assets are to be risk adjusted. Total risk-adjusted assets include assets and off-balance sheet items adjusted by the appropriate credit risk category, based on the type of obligor or, where relevant, the guarantor, or the nature of the collateral.

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

TRANSFER PRICING - A method by which costs are allocated to the various profit centers within an organization.

YIELD - Percentage denoting actual return on earning assets.

REPORT OF INDEPENDENT ACCOUNTANTS                           BANPONCE CORPORATION

         Price Waterhouse

         San Juan, Puerto Rico

         February 21, 1997

         To the Board of Directors
         and Stockholders of
         BanPonce Corporation

         In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of BanPonce Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





         Price Waterhouse


         Stamp 1392144 of the P.R.
         Society of Certified Public
         Accountants has been affixed
         to the file copy of this report.

CONSOLIDATED STATEMENTS OF CONDITION                        BANPONCE CORPORATION



---------------------------------------------------------------------------------------------------------------------

                                                                                                  December 31,
                                                                                       ------------------------------
                                                                                            1996               1995
---------------------------------------------------------------------------------------------------------------------
                             (Dollars in thousands, except per share information)
ASSETS
Cash and due from banks .............................................................  $   492,368        $   458,173
                                                                                       ------------------------------
Money market investments:
  Federal funds sold and securities and mortgages purchased under
    agreements to resell ............................................................      778,597            796,417
  Time deposits with other banks ....................................................       19,023                100
  Bankers' acceptances ..............................................................        2,656              2,202
                                                                                       ------------------------------
                                                                                           800,276            798,719
                                                                                       ------------------------------
Trading securities, at market value .................................................      292,150            330,674
                                                                                       ------------------------------
Investment securities available-for-sale, at market value ...........................    3,415,934          3,209,974
                                                                                       ------------------------------
Investment securities held-to-maturity, at cost (market value $1,197,641;
  1995 - $1,661,933) ................................................................    1,197,066          1,651,344
                                                                                       ------------------------------

Loans held-for-sale .................................................................      255,129            112,806
                                                                                       ------------------------------
Loans ...............................................................................    9,854,911          8,883,963
  Less - Unearned income ............................................................      331,012            319,285
         Allowance for loan losses ..................................................      185,574            168,393
                                                                                       ------------------------------
                                                                                         9,338,325          8,396,285
                                                                                       ------------------------------
Premises and equipment ..............................................................      356,697            325,203
Other real estate ...................................................................        6,076              7,807
Customers' liabilities on acceptances ...............................................        3,100              2,208
Accrued income receivable ...........................................................       95,487            113,539
Other assets ........................................................................      380,247            125,742
Intangible assets ...................................................................      131,248            142,977
                                                                                       ------------------------------
                                                                                       $16,764,103        $15,675,451
                                                                                       ==============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
  Non-interest bearing ..............................................................  $ 2,330,704        $ 2,021,658
  Interest bearing ..................................................................    8,432,571          7,855,004
                                                                                       ------------------------------
                                                                                        10,763,275          9,876,662
  Federal funds purchased and securities sold under agreements to repurchase ........    1,875,465          3,000,878
  Other short-term borrowings .......................................................    1,404,006            454,707
  Notes payable .....................................................................      986,713            730,428
  Senior debentures .................................................................       30,000             30,000
  Acceptances outstanding ...........................................................        3,100              2,208
  Other liabilities .................................................................      314,012            263,871
                                                                                       ------------------------------
                                                                                        15,376,571         14,358,754
                                                                                       ------------------------------
  Subordinated notes ................................................................      125,000            175,000
                                                                                       ------------------------------
Stockholders' equity:
  Preferred stock, $25 liquidation value; 10,000,000 shares authorized;
    4,000,000 issued and outstanding ................................................      100,000            100,000
  Common stock, $6 par value; authorized 90,000,000 shares;
    issued and outstanding 66,088,506 (1995 - 65,897,272) ...........................      396,531            197,692
  Surplus ...........................................................................      496,582            427,282
  Retained earnings .................................................................      267,719            350,480
  Unrealized gains on investment securities available-for-sale, net of deferred
    taxes of $1,490 (1995 - $7,085) .................................................        1,700             16,243
  Capital reserves ..................................................................                          50,000
                                                                                       ------------------------------
                                                                                         1,262,532          1,141,697
                                                                                       ------------------------------
                                                                                       $16,764,103        $15,675,451
                                                                                       ==============================



               The accompanying notes are an integral part of the
                       consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME                           BANPONCE CORPORATION


--------------------------------------------------------------------------------------------------------------------------------

                                                                                               Year ended December 31,
                                                                                    --------------------------------------------
                                                                                        1996             1995             1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                    (In thousands, except per share information)
INTEREST INCOME:
  Loans ...................................................................         $  924,076       $  813,137       $  667,047
  Money market investments ................................................             46,697           23,077            5,186
  Investment securities ...................................................            280,610          259,941          214,611
  Trading securities ......................................................             21,470            9,652              297
                                                                                    --------------------------------------------
                                                                                     1,272,853        1,105,807          887,141
                                                                                    --------------------------------------------
INTEREST EXPENSE:
  Deposits ................................................................            350,221          329,783          247,726
  Short-term borrowings ...................................................            184,682          141,522           77,537
  Long-term debt ..........................................................             56,637           50,319           26,370
                                                                                    --------------------------------------------
                                                                                       591,540          521,624          351,633
                                                                                    --------------------------------------------
Net interest income .......................................................            681,313          584,183          535,508
  Provision for loan losses ...............................................             88,839           64,558           53,788
                                                                                    --------------------------------------------
Net interest income after provision for loan losses .......................            592,474          519,625          481,720
  Service charges on deposit accounts .....................................             85,846           78,607           71,727
  Other service fees ......................................................             77,071           63,725           51,240
  Gain on sale of investment securities ...................................              3,094            5,368              224
  Trading account profit ..................................................                108            1,785              227
  Other operating income ..................................................             39,353           23,853           17,885
                                                                                    --------------------------------------------
                                                                                       797,946          692,963          623,023
                                                                                    --------------------------------------------
OPERATING EXPENSES:
  Personnel costs:
   Salaries ...............................................................            185,946          172,504          160,996
   Profit sharing .........................................................             22,692           19,003           19,205
   Pension and other benefits .............................................             64,609           57,568           45,546
                                                                                    --------------------------------------------
                                                                                       273,247          249,075          225,747
  Net occupancy expense ...................................................             36,899           32,850           28,440
  Equipment expenses ......................................................             47,957           41,577           35,474
  Other taxes .............................................................             23,214           20,872           19,807
  Professional fees .......................................................             46,182           34,954           33,757
  Communications ..........................................................             26,470           23,106           20,308
  Business promotion ......................................................             26,229           17,801           16,271
  Printing and supplies ...................................................             11,964           11,069            8,817
  Other operating expenses ................................................             31,703           35,325           41,222
  Amortization of intangibles .............................................             18,054           20,204           18,003
                                                                                    --------------------------------------------
                                                                                       541,919          486,833          447,846
                                                                                    --------------------------------------------
Income before income tax and dividends on preferred
  stock of Banco Popular ..................................................            256,027          206,130          175,177
Income tax ................................................................             70,877           59,769           50,043
                                                                                    --------------------------------------------
Income before dividends on preferred stock of Banco Popular ...............            185,150          146,361          125,134
Dividends on preferred stock of Banco Popular .............................                                                  385
                                                                                    --------------------------------------------
NET INCOME ................................................................         $  185,150       $  146,361       $  124,749
                                                                                    ============================================

NET INCOME APPLICABLE TO COMMON STOCK .....................................         $  176,800       $  138,011       $  120,504
                                                                                    ============================================

EARNINGS PER COMMON SHARE:
  NET INCOME ..............................................................         $     2.68       $     2.10       $     1.84
                                                                                    ============================================



               The accompanying notes are an integral part of the
                       consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW                        BANPONCE CORPORATION


------------------------------------------------------------------------------------------------------------------------

                                                                                       Year ended December 31,
                                                                          ----------------------------------------------
                                                                              1996               1995            1994
------------------------------------------------------------------------------------------------------------------------
                                                                                            (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ...........................................................   $    185,150       $    146,361    $   124,749
                                                                          ----------------------------------------------
 Adjustments to reconcile net income to cash provided
   by operating activities:
     Depreciation and amortization of premises and equipment ..........         48,481             44,448         38,654
     Provision for loan losses ........................................         88,839             64,558         53,788
     Amortization of intangibles ......................................         18,054             20,204         18,003
     Gain on sale of investment securities available-for-sale .........         (3,094)            (5,368)          (224)
     (Gain) loss on disposition of premises and equipment .............           (123)               150         (2,311)
     Gain on sale of loans ............................................        (11,060)            (8,966)        (4,454)
     Amortization of premiums and accretion of discounts
      on investments ..................................................          8,538             (2,325)         6,277
     Amortization of deferred loan origination fees and costs .........         (3,096)             7,131          2,755
     Net decrease (increase) in trading securities ....................         38,524            (97,973)         1,347
     Increase in loans held-for-sale ..................................       (142,323)           (36,244)
     Net decrease (increase) in accrued income receivable .............         18,665            (24,378)         2,613
     Net increase in other assets .....................................       (221,070)            (8,640)       (14,519)
     Net increase in interest payable .................................         11,765              2,077          6,226
     Net (decrease) increase in current and deferred taxes ............        (19,979)             1,410         19,620
     Net increase in postretirement benefit obligation ................          7,977              6,979          5,818
     Net increase in other liabilities ................................         29,284              6,121          8,187
                                                                          ----------------------------------------------
       Total adjustments ..............................................       (130,618)           (30,816)       141,780
                                                                          ----------------------------------------------
       Net cash provided by operating activities ......................         54,532            115,545        266,529
                                                                          ----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Net decrease in money market investments .............................         11,110             44,298          2,422
 Purchases of investment securities held-to-maturity ..................    (28,849,896)       (11,665,837)    (7,290,753)
 Maturities of investment securities held-to-maturity .................     29,302,469         11,754,330      7,671,104
 Sales of investment securities held-to-maturity ......................                                           13,555
 Purchases of investment securities available-for-sale ................     (5,396,828)        (1,367,401)      (385,963)
 Maturities of investment securities available-for-sale ...............      2,297,528             86,379         64,297
 Sales of investment securities available-for-sale ....................      2,896,060            286,045        293,712
 Net disbursements on loans ...........................................     (1,501,808)        (1,155,497)    (1,435,677)
 Proceeds from sale of loans ..........................................        515,357            244,682        193,411
 Acquisition of loan portfolios .......................................        (16,983)           (66,922)       (76,700)
 Assets acquired, net of cash .........................................         (7,164)           (29,189)       (17,557)
 Acquisition of premises and equipment ................................        (86,162)           (51,318)       (64,709)
 Proceeds from sale of premises and equipment .........................          9,662              6,888          8,825
                                                                          ----------------------------------------------
       Net cash used in investing activities ..........................       (826,655)        (1,913,542)    (1,024,033)
                                                                          ----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in deposits .............................................        823,907            680,847        197,072
 Net deposits acquired ................................................                           163,504
 Net (decrease) increase in federal funds purchased and
  securities sold under agreements to repurchase ......................     (1,125,413)           771,382        481,304
 Net increase (decrease) in other short-term borrowings ...............        949,300           (144,028)       (92,932)
 Proceeds from issuance of notes payable ..............................        423,670            258,181        205,679
 Payment of notes payable .............................................       (167,385)               (11)           (10)
 Payment of subordinated notes ........................................        (50,000)                          (12,000)
 Proceeds from issuance of subordinated notes .........................                           125,000
 Dividends paid .......................................................        (51,896)           (44,521)       (37,016)
 Proceeds from issuance of common stock ...............................          4,135              3,500          3,196
 Proceeds from issuance of preferred stock ............................                                           96,690
 Redemption of preferred stock ........................................                                          (11,000)
                                                                          ----------------------------------------------
       Net cash provided by financing activities ......................        806,318          1,813,854        830,983
                                                                          ----------------------------------------------
Net increase in cash and due from banks ...............................         34,195             15,857         73,479
Cash and due from banks at beginning of period ........................        458,173            442,316        368,837
                                                                          ----------------------------------------------
Cash and due from banks at end of period ..............................   $    492,368       $    458,173    $   442,316
                                                                          ==============================================


               The accompanying notes are an integral part of the
                       consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES                          BANPONCE CORPORATION
IN STOCKHOLDERS' EQUITY

                                                                                             Year ended December 31,
                                                                                  --------------------------------------------
                                                                                       1996             1995            1994
------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (In thousands)
PREFERRED STOCK:
  Balance at beginning of year ............................................       $   100,000      $   100,000
  Preferred stock issued ..................................................                                        $   100,000
                                                                                  --------------------------------------------
         Balance at end of year ...........................................           100,000          100,000         100,000
                                                                                  --------------------------------------------

COMMON STOCK:
  Balance at beginning of year ............................................           197,692          197,029         196,395
  Transfer from retained earnings resulting from stock split ..............           198,004
  Common stock issued under Dividend Reinvestment Plan ....................               835              663             634
                                                                                  --------------------------------------------
         Balance at end of year ...........................................           396,531          197,692         197,029
                                                                                  --------------------------------------------

SURPLUS:
  Balance at beginning of year ............................................           427,282          409,445         386,622
  Issuance cost of preferred stock ........................................                                             (3,310)
  Proceeds from common stock issued under
    Dividend Reinvestment Plan ............................................             3,300            2,837           2,562
  Transfer from retained earnings .........................................            16,000           15,000          15,000
  Transfer from capital reserves ..........................................            50,000                            8,571
                                                                                  --------------------------------------------
         Balance at end of year ...........................................           496,582          427,282         409,445
                                                                                  --------------------------------------------

RETAINED EARNINGS:
  Balance at beginning of year ............................................           350,480          272,458         208,607
  Net income ..............................................................           185,150          146,361         124,749
  Cash dividends declared on common stock .................................           (45,557)         (37,846)        (32,796)
  Cash dividends declared on preferred stock ..............................            (8,350)          (8,350)         (4,245)
  Transfer to common stock resulting from stock split .....................          (198,004)
  Transfer to capital reserves ............................................                             (7,143)         (8,857)
  Transfer to surplus .....................................................           (16,000)         (15,000)        (15,000)
                                                                                  --------------------------------------------
         Balance at end of year ...........................................           267,719          350,480         272,458
                                                                                  --------------------------------------------

UNREALIZED HOLDING GAINS (LOSSES) ON SECURITIES
  AVAILABLE-FOR-SALE, NET OF DEFERRED TAXES:
  Balance at beginning of year ............................................            16,243          (19,366)
  Unrealized holding gains on adoption of change in
   accounting for investment securities, net of deferred taxes ............                                             17,104
  Net change in the fair value of investment securities
   available-for-sale, net of deferred taxes ..............................           (14,543)          35,609         (36,470)
                                                                                  --------------------------------------------
         Balance at end of year ...........................................             1,700           16,243         (19,366)
                                                                                  --------------------------------------------

CAPITAL RESERVES:
  Balance at beginning of year ............................................            50,000           42,857          42,571
  Transfer from retained earnings .........................................                              7,143           8,857
  Transfer to surplus .....................................................           (50,000)                          (8,571)
                                                                                  --------------------------------------------
         Balance at end of year ...........................................                             50,000          42,857
                                                                                  --------------------------------------------
Total stockholders' equity ................................................       $ 1,262,532      $ 1,141,697     $ 1,002,423
                                                                                  ============================================


               The accompanying notes are an integral part of the
                       consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              BANPONCE CORPORATION

_______________________________________________________________________________

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        The accounting and reporting policies of BanPonce Corporation and its subsidiaries (the Corporation) conform with generally accepted accounting principles and with general practices within the banking industry. The following is a description of the more significant of these policies:

CONSOLIDATION

        The consolidated financial statements include the accounts of BanPonce Corporation and its wholly-owned subsidiaries Vehicle Equipment Leasing Company, Inc. (Velco); BP Capital Markets, Inc.; Banco Popular de Puerto Rico (Banco Popular) and its wholly-owned subsidiaries Popular Leasing and Rental, Inc., Popular Consumer Services, Inc. and Popular Mortgage, Inc.; Popular International Bank, Inc. and its wholly-owned subsidiary BanPonce Financial Corp., including Banco Popular, FSB, Pioneer Bancorp, Inc. (Pioneer), CombanCorp (second tier subsidiaries) and Equity One, Inc. All intercompany accounts and transactions have been eliminated in consolidation. The preferred stock of Banco Popular, which was redeemed on June 30, 1994, and dividends related thereto have been treated as minority interest in the accompanying consolidated financial statements.

NATURE OF OPERATIONS

        BanPonce Corporation is a bank holding company which provides a wide variety of financial services through its subsidiaries. Banco Popular, the Corporation's largest banking subsidiary, is a full-service commercial bank and Puerto Rico's largest banking institution, with a delivery system of 178 branches throughout Puerto Rico, 29 branches in New York, seven branches in the U.S. Virgin Islands and one branch in the British Virgin Islands. Banco Popular, Illinois, a banking subsidiary of Pioneer, operates five branches in the State of Illinois, while Banco Popular, N.A. (California), a banking subsidiary of CombanCorp, operates four branches in the State of California.
In addition, Banco Popular, FSB, a federal savings bank, operates six branches in the State of New Jersey.

        Also, the Corporation offers consumer finance services through its subsidiaries, Equity One, Inc., Popular Mortgage, Inc. and Popular Consumer Services, Inc. Equity One, Inc. is a diversified mortgage and consumer finance company engaged in the business of granting personal and mortgage loans and providing dealer financing through 102 offices located in 28 states in the U.S. mainland. Popular Mortgage is a mortgage loan company with three offices in Puerto Rico operating under the name of Puerto Rico Home Mortgage, and Popular Consumer Services, Inc. is a small loan company with 35 offices in Puerto Rico operating under the name of Best Finance.

        The Corporation is also engaged in vehicle and equipment leasing, through eight offices in Puerto Rico operated by Popular Leasing and Rental, Inc. Moreover, the Corporation is engaged in investment banking and broker/dealer activities through its subsidiary BP Capital Markets, Inc.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TRADING SECURITIES

        Financial instruments including, to a limited extent, derivatives such as interest rate futures and options contracts, are utilized by the Corporation in dealing and other trading activities and are carried at market value. In conjunction with mortgage banking activities, the Corporation records the securitization of mortgage loans held-for-sale as a sale of mortgage loans and the purchase of a mortgage-backed security classified as a trading security, in accordance with the provisions of Statement of Financial Accounting Standards
(SFAS) 115. Realized and unrealized changes in market values are recorded separately in the trading profit or loss account in the period in which the changes occur. Interest revenue and expense arising from trading instruments are included in the income statement as part of net interest income rather than in the trading profit or loss account.

        Securities sold but not yet purchased, which represent the Corporation's obligation to deliver securities sold which were not owned at the time of sale, are recorded at market value.

_______________________________________________________________________________

INVESTMENT SECURITIES

        On January 1, 1994, the Corporation adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities", which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. Those investments are classified in three categories and accounted for as follows:

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

        The initial adoption of this statement resulted in an increase in the Corporation's stockholders' equity of $17,104,000, net of deferred taxes, pertaining to the unrealized gains on securities available-for-sale.

        The amortization of premiums is deducted and the accretion of discounts is added to interest income based on the interest method over the outstanding period of the related securities. Net realized gains or losses on sales of investment securities and unrealized loss valuation adjustments considered other than temporary, if any, on securities available-for-sale and held-to-maturity are reported separately in the statement of income. The Corporation anticipates prepayments of principal in the calculation of the effective yield and average maturity for collateralized mortgage obligations and mortgage-backed securities.

RISK MANAGEMENT INSTRUMENTS

        The Corporation occasionally uses derivative financial instruments, such as interest rate caps and swaps, in the management of its interest rate exposure. These instruments are accounted for on an accrual basis. Under the accrual method, interest income or expense on the derivative contract is accrued and there is no recognition of unrealized gains and losses on the derivative in the statement of condition. Premiums on option contracts are amortized to interest income or interest expense over the life of such contracts. Income and expenses arising from the instruments are recorded in the category appropriate to the related asset or liability.

        Gains and losses related to contracts that are effective hedges are deferred and recognized in income in the same period as gains and losses on the hedged item. Amounts to be paid or received under interest rate swap agreements are recognized as interest income or expense in the periods in which they are realized. Gains and losses on early termination of contracts that modify the characteristics of specified assets or liabilities are deferred and amortized as an adjustment to the yield of the related assets or liabilities over their remaining lives.

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

LOANS

        Loans are stated at the outstanding balance less unearned income and allowance for loan losses. Loan origination fees and costs incurred in the origination of new loans are deferred and amortized using the interest method over the life of the loan as an adjustment to interest yield. Unearned interest on lease financing and installment loans is recognized as income on a basis which results in approximate level rates of return over the term of the loans.

        Recognition of interest income on commercial and construction loans is discontinued when loans are 60 days or more in arrears on payments of principal or interest or when other factors indicate that collection of principal and interest is doubtful. Interest accrual for lease financing, conventional mortgage loans and close-end consumer loans, is ceased when loans are 90 days or more past due. Loans designated as non-accruing are not returned to an accrual status until interest is received on a current basis and those factors indicative of doubtful collection cease to exist. Close-end consumer loans and leases are charged-off

_______________________________________________________________________________

against the allowance for loan losses after becoming 120 days past due. Open-end (revolving credit) consumer loans are charged-off after becoming 180 days past due. Income is generally recognized on open-end loans until the loans are charged-off.

LEASE FINANCING

        The Corporation leases passenger and commercial vehicles and equipment to individual and corporate customers. The finance method of accounting is used to recognize revenue on lease contracts that meet the criteria specified in SFAS 13, "Accounting for Leases," as amended. Aggregate rentals due over the term of the leases less unearned income, are included in finance lease contracts receivable. Unearned income is amortized using a method which results in level rates of return on the principal amounts outstanding. Finance lease origination fees and costs are deferred and amortized over the average life of the portfolio as an adjustment to the yield.

        All other leases are accounted for under the operating method. Under this method, revenue is recognized as it becomes due under the terms of the agreement.

ALLOWANCE FOR LOAN LOSSES

        The Corporation follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses to provide for inherent losses in the loan portfolio as well as in other credit-related balance sheet and off-balance sheet financial instruments. This methodology includes the consideration of factors such as economic conditions, portfolio risk characteristics, prior loss experience, results of periodic credit reviews of individual loans and financial accounting standards.

        The provision for loan losses charged to current operations is based on an evaluation of the risk characteristics of the loan portfolio and the economic conditions. Loan losses are charged and recoveries are credited to the allowance for loan losses.

        On January 1, 1995, the Corporation adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS 114 addresses the accounting by creditors for impairment of certain loans. It is applicable to all creditors and to all loans, uncollateralized as well as collateralized, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at lower of cost or fair value, leases and debt securities as defined in SFAS 115. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS 114 requires creditors to set up a valuation allowance, with a corresponding charge to the provision for loan losses for those loans considered to be impaired.

        The Corporation has defined impaired loans as all loans with interest and/or principal past due 90 days or more and other specific loans for which, based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective rate, on the observable market price or, on the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment based on past experience. All other loans are evaluated on a loan-by-loan basis. Once a specific measurement methodology is chosen it is consistently applied unless there is a significant change in the financial position of the borrower. Impaired loans for which the discounted cash flows, collateral value or market price equals or exceeds its carrying value do not require an allowance. The allowance for impaired loans is part of the Corporation's overall allowance for loan losses.

        Cash payments received on impaired loans are recorded in accordance with the contractual terms of the loan. The principal portion of the payment is used to reduce the principal balance of the loan, whereas the interest portion is recognized as interest income. However, when management believes the ultimate collectibility of principal is in doubt, the interest portion is then applied to principal. The adoption of this pronouncement had no impact on the net income for the years ended December 31, 1996 and 1995.

MORTGAGE BANKING

        Mortgage loan servicing includes collecting monthly mortgagor payments, forwarding payments and related accounting reports to investors, collecting escrow deposits for the payment of mortgagor property taxes and insurance, and paying taxes and insurance from escrow funds when due. Also, the Corporation is required to foreclose on loans in the event of default by the mortgagor, and to make full payment on foreclosed loans. No asset or liability is recorded by the Corporation for mortgages serviced, except for mortgage servicing rights, advances to investors and escrow balances. Mortgage servicing rights, an intangible asset, represents the cost of acquiring the contractual right to service loans for others. Mortgage loan servicing fees, which are based on a percentage of the principal balances of the mortgages serviced, are credited to income as mortgage payments are collected.

_______________________________________________________________________________

        On January 1, 1996, the Corporation adopted SFAS 122, "Accounting for Mortgage Servicing Rights." This statement requires that mortgage banking enterprises recognize as separate assets the rights to service mortgage loans for others, whether those servicing rights are originated or purchased. Pursuant to the provisions of SFAS 122, the total cost of mortgage loans to be sold with servicing rights retained is allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights), based on their relative fair values. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. In addition, it requires mortgage banking enterprises to assess capitalized mortgage servicing rights for impairment based on the fair value of those rights.

        To estimate the fair value of mortgage servicing rights the Corporation considers prices for similar assets and the present value of expected future cash flows associated with the servicing rights calculated using assumptions that market participants would use in estimating future servicing income and expense. For purposes of evaluating and measuring impairment of capitalized mortgage servicing rights, the Corporation stratifies such rights based on predominant risk characteristics of underlying loans, such as loan type, rate and term. The amount of impairment recognized, if any, is the amount by which the capitalized mortgage servicing rights per stratum exceed its estimated fair value. Impairment is recognized through a valuation allowance.

        Total loans serviced were $5,110,000,000 at December 31, 1996(1995-$4,610,000,000). The carrying value, estimated fair value and valuation allowance of capitalized mortgage servicing rights were $25,890,000, $32,691,000, and $65,000, respectively, at December 31, 1996. For the year ended December 31, 1996, the Corporation recognized additional income of $5,905,000 as a result of the adoption of this pronouncement.

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

        On January 1, 1996, the Corporation adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and long lived assets to be disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement excludes financial instruments, long-term customer relationships of financial institutions, mortgage and other servicing rights and deferred tax assets. For the year ended December 31, 1996, the Corporation recorded an impairment loss of $700,000, as further explained in Note 8, based on the provisions of this pronouncement.

OTHER REAL ESTATE

        Other real estate comprises properties acquired through foreclosure. Upon foreclosure, the recorded amount of the loan is written-down, if required, to the appraised value of the real estate acquired by charging the allowance for loan losses. Subsequent to foreclosure, the properties are carried at the lower of carrying value or fair value less estimated cost of disposal. Gains or losses on the sale of these properties are credited or charged to expense of operating other real estate. The costs of maintaining and operating such properties are expensed as incurred.

INTANGIBLE ASSETS

        Intangible assets consist of goodwill and other identifiable intangible assets acquired, mainly core deposits and mortgage servicing rights. The values of core deposits, assembled work force and credit customer relationships are amortized using various methods over the periods benefitted, which range from 4 to 10 years. Goodwill represents the excess of the Corporation's cost of purchased operations over the fair value of the net assets acquired and is amortized on the straight-line basis over periods ranging from 7 to 15 years.

SECURITIES SOLD/PURCHASED UNDER AGREEMENTS TO REPURCHASE/RESALE

        Repurchase and resale agreements are treated as financing transactions and are carried at the amounts at which the securities will be reacquired or resold as specified in the respective agreements. It is the Corporation's policy to take possession or control of securities purchased under resale agreements. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral where deemed appropriate.

_______________________________________________________________________________

INCOME TAXES

        The Corporation uses an asset and liability approach to the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation's financial statements or tax returns. Deferred income tax assets and liabilities are determined for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The computation is based on enacted tax laws and rates applicable to periods in which the temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

EMPLOYEE'S RETIREMENT PLANS

        The Corporation has trusteed, non-contributory retirement and other benefit plans covering substantially all full-time employees. Pension costs are computed on the basis of accepted actuarial methods and are charged to current operations. Net pension costs are based on various actuarial assumptions regarding future experience under the plan, which include costs for services rendered during the period, interest costs and return on plan assets, as well as deferral and amortization of certain items such as actuarial gains or losses. The funding policy is to contribute funds to the plan as necessary to provide for services to date and for those expected to be earned in the future. To the extent that these requirements are fully covered by assets in the plan, a contribution may not be made in a particular year.

OTHER POSTRETIREMENT BENEFIT PLANS

        The Corporation provides certain health and life insurance benefits for eligible retirees and their dependents. The cost of postretirement benefits, which is determined based on actuarial assumptions and estimates of the costs of providing these benefits in the future, is accrued during the years that the employee renders the required service.

STOCK COMPENSATION

        On January 1, 1996, the Corporation adopted SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 establishes a fair value-based method of accounting for stock-based compensation plans. It encourages entities to adopt this method in lieu of the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock.

        Banco Popular provides a stock-based compensation plan for its Senior Management. It is a three-year incentive plan under which shares of stock of the Corporation are granted if long-term corporate performance and objectives are met. For the year ended December 31, 1996, the Corporation recognized an expense of $837,000 related to this plan, determined on the estimated fair value of the stock.

EARNINGS PER COMMON SHARE

        Earnings per common share are computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares of the Corporation outstanding during the year.

STATEMENT OF CASH FLOWS

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

RECLASSIFICATIONS

        Certain minor reclassifications have been made to the 1995 and 1994 consolidated financial statements to conform with the 1996 presentation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on a consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for certain provisions related with repurchase agreements, dollar-roll, securities lending, and similar transactions, which shall be effective for transfers of financial assets occurring after December 31, 1997. Management understands that the adoption of this statement will not have a material effect on the consolidated financial statements of the Corporation.

NOTE 2 - CASH AND DUE FROM BANKS

         The Corporation's subsidiary banks are required by regulatory agencies to maintain average reserve balances. The amount of those reserve balances was approximately $335,676,000 at December 31, 1996 (1995 - $299,907,000).

NOTE 3 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE:

The amortized cost, gross unrealized gains and losses, approximate market value of investment securities available-for-sale (or fair value for certain investment securities where no market quotations are available), weighted average yield and related maturities as of December 31, 1996 and 1995 (1994 - only market value is present) were as follows:


                                                                                          1996
                                                                ----------------------------------------------------------------
                                                                                                                        Weighted
                                                                 Amortized     Unrealized   Unrealized     Market        average
                                                                   cost          gains        losses       value          yield
                                                                ----------------------------------------------------------------
                                                                                         (In thousands)
U.S. Treasury securities (average maturity of  1 year and
 3 months):
   Within 1 year ............................................   $  900,463       $2,325       $   59      $  902,729       5.88%
   After 1 to 5 years .......................................    1,335,189        5,492        1,905       1,338,776       6.00
                                                                ----------------------------------------------------------------
                                                                 2,235,652        7,817        1,964       2,241,505       5.96
                                                                ----------------------------------------------------------------
Obligations of other U.S. Government agencies and
 corporations (average maturity of 5 years and 8 months):
   Within 1 year ............................................       75,256          120           46          75,330       6.39
   After 1 to 5 years .......................................       73,064          197          460          72,801       5.77
   After 5 to 10 years ......................................      155,231          113                      155,344       6.84
                                                                ----------------------------------------------------------------
                                                                   303,551          430          506         303,475       6.47
                                                                ----------------------------------------------------------------
Obligations of Puerto Rico, States and political
 subdivisions (average maturity of 4 years and 6 months):
   Within 1 year ............................................        6,832            6            8           6,830       4.64
   After 1 to 5 years .......................................       14,510          198           76          14,632       5.12
   After 5 to 10 years ......................................       12,695           93           90          12,698       5.36
   After 10 years ...........................................          671                         9             662       5.34
                                                                ----------------------------------------------------------------
                                                                    34,708          297          183          34,822       5.12
                                                                ----------------------------------------------------------------
Collateralized mortgage obligations (average
 maturity of 1 year and 10 months):
   Within 1 year ............................................      101,158           16          182         100,992       6.02
   After 1 to 5 years .......................................      304,987           37          645         304,379       6.11
   After 5 to 10 years ......................................       26,125            5            4          26,126       6.07
   After 10 years ...........................................        4,593                                     4,593       6.43
                                                                ----------------------------------------------------------------
                                                                   436,863           58          831         436,090       6.09
                                                                ----------------------------------------------------------------
Mortgage-backed securities (average maturity
 of 21 years and 7 months):
   Within 1 year ............................................        7,391            1          223           7,169       5.59
   After 1 to 5 years .......................................       43,695           21        1,017          42,699       5.75
   After 5 to 10 years ......................................        7,482            3          318           7,167       6.98
   After 10 years ...........................................      312,901          247        1,064         312,084       6.63
                                                                ----------------------------------------------------------------
                                                                   371,469          272        2,622         369,119       6.51
                                                                ----------------------------------------------------------------
Equity securities (without contractual maturity) ............       12,145          499                       12,644       0.86
                                                                ----------------------------------------------------------------

Other (average maturity of 13 years and 2 months):
   Within 1 year ............................................          203            1                          204       8.19
   After 5 to 10 years ......................................       10,103            2                       10,105       8.24
   After 10 years ...........................................        8,050                        80           7,970       6.90
                                                                ----------------------------------------------------------------
                                                                    18,356            3           80          18,279       7.65
                                                                ----------------------------------------------------------------
                                                                $3,412,744       $9,376       $6,186      $3,415,934       6.06%
                                                                ----------------------------------------------------------------

                                                                                          1995                               1994
                                                                ------------------------------------------------------------------
                                                                                                                Weighted
                                                                Amortized   Unrealized Unrealized      Market    average    Market
                                                                   cost        gains     losses        value      yield     value
                                                                ------------------------------------------------------------------
                                                                                            (In thousands)
U.S. Treasury securities  (average maturity of  1 year):
   Within 1 year ............................................   $1,399,444    $ 5,996    $  318      $1,405,122    6.16%  $ 18,822
   After 1 to 5 years .......................................    1,038,016     11,437       494       1,048,959    5.74    530,299
                                                                ------------------------------------------------------------------
                                                                 2,437,460     17,433       812       2,454,081    5.98    549,121
                                                                ------------------------------------------------------------------
Obligations of other U.S. Government agencies
 and corporations (average maturity of 1 year and 11 months):
   Within 1 year ............................................       62,496        201        20          62,677    6.62     72,748
   After 1 to 5 years .......................................      231,954      1,258        66         233,146    5.72     80,914
   After 5 to 10 years ......................................        1,239                    7           1,232    6.23
   After 10 years ...........................................                                                               16,281
                                                                ------------------------------------------------------------------
                                                                   295,689      1,459        93         297,055    5.91    169,943
                                                                ------------------------------------------------------------------
Obligations of Puerto Rico, States and political subdivisions
 (average maturity of 2 years and 10 months):
   Within 1 year ............................................        7,072         19        13           7,078    6.34      4,720
   After 1 to 5 years .......................................       16,194        238       127          16,305    5.19     16,202
   After 5 to 10 years ......................................        3,954        212                     4,166    7.83      2,336
                                                                ------------------------------------------------------------------
                                                                    27,220        469       140          27,549    5.87     23,258
                                                                ------------------------------------------------------------------
Collateralized mortgage obligations (average maturity
 of 2 years and 5 months):
   Within 1 year ............................................       35,526         33       166          35,393    6.07      4,280
   After 1 to 5 years .......................................       74,829         18       329          74,518    6.35     45,727
   After 5 to 10 years ......................................        2,337          2                     2,339    6.43        481
   After 10 years ...........................................        5,088                                5,088    6.35
                                                                ------------------------------------------------------------------
                                                                   117,780         53       495         117,338    6.27     50,488
                                                                ------------------------------------------------------------------
Mortgage-backed securities (average maturity of
 19 years and 5 months):
   Within 1 year ............................................       11,747          4       159          11,592    5.64      1,324
   After 1 to 5 years .......................................       50,382         19       556          49,845    5.68     11,445
   After 5 to 10 years ......................................        7,503                  147           7,356    5.89      5,917
   After 10 years ...........................................      199,053        681       547         199,187    6.79      8,720
                                                                ------------------------------------------------------------------
                                                                   268,685        704     1,409         267,980    6.50     27,406
                                                                ------------------------------------------------------------------

Equity securities (without contractual maturity) ............       21,759      6,159                    27,918    2.16     15,228
                                                                ------------------------------------------------------------------
Other (average maturity of 8 years and 11 months):
   Within 1 year ............................................                                                                   90
   After 1 to 5 years .......................................                                                                3,608
   After 5 to 10 years ......................................       10,000                               10,000    8.25
   After 10 years ...........................................        8,053                                8,053    6.90         84
                                                                ------------------------------------------------------------------
                                                                    18,053                               18,053    7.65      3,782
                                                                ------------------------------------------------------------------
                                                                $3,186,646    $26,277    $2,949      $3,209,974    6.01%  $839,226
                                                                ==================================================================

         The weighted average yield on investment securities available-for-sale is based on amortized cost, therefore it does not give effect to changes in fair value.


         The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 1996, by contractual and estimated maturity, are shown below:

                                               Amortized Cost  Market Value
                                               ----------------------------
                                                     (In thousands)
                Within 1 year ...............   $1,091,303      $1,093,254
                After 1 to 5 years ..........    1,771,445       1,773,287
                After 5 to 10 years .........      211,636         211,440
                After 10 years ..............      326,215         325,309
                                                --------------------------
                        Total ...............    3,400,599       3,403,290
                 Without contractual
                   maturity..................       12,145          12,644
                                                --------------------------

                Total investments securities
                   available-for-sale .......   $3,412,744      $3,415,934
                                                ==========================

         Proceeds from the sale of investment securities available-for-sale during 1996 were $2,896,060,000 (1995 - $286,045,000; 1994 - $293,712,000).
Gross realized gains and losses on those sales during the year were $8,504,000 and $5,440,000, respectively (1995 - $6,284,000 and $916,000; 1994 - $1,159,000
and $887,000). The basis on which cost was determined in computing the realized gains and losses was the specific identification method.

NOTE 4 - INVESTMENT SECURITIES HELD-TO-MATURITY:

         The amortized cost, gross unrealized gains and losses, approximate market value of investment securities held-to-maturity (or fair value for certain investment securities where no market quotations are available), weighted average yield and related maturities as of December 31, 1996 and 1995 (1994 - only amortized cost is presented) were as follows:


                                                                                               1996
                                                                ----------------------------------------------------------------
                                                                                                                        Weighted
                                                                  Amortized    Unrealized   Unrealized       Market      average
                                                                    cost          gains       losses         value        yield
                                                                ----------------------------------------------------------------
                                                                                          (In thousands)
U.S. Treasury securities
 (average maturity of 6 months):
   Within 1 year ............................................   $  618,934       $  590       $  183       $  619,341      5.83%
                                                                ----------------------------------------------------------------
                                                                   618,934          590          183          619,341      5.83
                                                                ----------------------------------------------------------------
Obligations of other U.S. Government
 agencies and corporations (average maturity of 5 months):
   Within 1 year ............................................      119,701                       107          119,594      6.17
   After 1 to 5 years .......................................       20,000                       525           19,475      3.50
                                                                ----------------------------------------------------------------
                                                                   139,701                       632          139,069      5.78
                                                                ----------------------------------------------------------------

Obligations of Puerto Rico, States and political
 subdivisions (average maturity of 2 years and 11 months):
   Within 1 year ............................................       98,073           52           56           98,069      3.32
   After 1 to 5 years .......................................       23,993          704           63           24,634      7.33
   After 5 to 10 years ......................................       11,839          624                        12,463      8.14
   After 10 years ...........................................       17,397          447                        17,844      8.95
                                                                ----------------------------------------------------------------
                                                                   151,302        1,827          119          153,010      4.98
                                                                ----------------------------------------------------------------
Collateralized mortgage obligations (average maturity
 of 1 year and 6 months):
   Within 1 year ............................................       93,077           37          522           92,592      5.43
   After 1 to 5 years .......................................       59,607          259          364           59,502      6.13
   After 5 to 10 years ......................................        4,582           15            8            4,589      6.24
                                                                ----------------------------------------------------------------
                                                                   157,266          311          894          156,683      5.72
                                                                ----------------------------------------------------------------
Mortgage-backed securities (average maturity of
 4 years and 3 months):
   Within 1 year ............................................        9,181            1           37            9,145      7.53
   After 1 to 5 years .......................................       27,813            3          114           27,702      7.52
   After 5 to 10 years ......................................       16,004            2           71           15,935      7.51
   After 10 years ...........................................        2,730                        74            2,656      7.17
                                                                ----------------------------------------------------------------
                                                                    55,728            6          296           55,438      7.50
                                                                ----------------------------------------------------------------
Equity securities (without contractual
 maturity) ..................................................       61,407                                     61,407      6.06
                                                                ----------------------------------------------------------------

Other (average maturity of 5 years and 9 months):
   Within 1 year ............................................          250                                        250      7.50
   After 1 to 5 years .......................................        6,145            5                         6,150      2.78
   After 5 to 10 years ......................................        4,197                                      4,197      7.82
   After 10 years ...........................................        2,136                        40            2,096      5.31
                                                                ----------------------------------------------------------------
                                                                    12,728            5           40           12,693      4.97
                                                                ----------------------------------------------------------------
                                                                $1,197,066       $2,739       $2,164       $1,197,641      5.78%
                                                                ================================================================

------------------------------------------------------------------------------------------------------------------------------

                                                                                 1995                                  1994
                                                       -----------------------------------------------------------------------
                                                                                                         Weighted
                                                       Amortized   Unrealized  Unrealized    Market       average    Amortized
                                                          cost        gains      losses      value         yield       cost
                                                       -----------------------------------------------------------------------
                                                                                  (In thousands)
U.S. Treasury securities
(average maturity of 1 year and 4 months):
   Within 1 year ...................................   $  301,463    $ 3,093              $  304,556       7.09%    $  875,346
   After 1 to 5 years ..............................      623,703      5,289                 628,992       6.26        866,363
                                                       -----------------------------------------------------------------------
                                                          925,166      8,382                 933,548       6.53      1,741,709
                                                       -----------------------------------------------------------------------
Obligations of other U.S. Government
 agencies and corporations (average
 maturity of 1 year and 6 months):
   Within 1 year ...................................                                                                   111,655
   After 1 to 5 years ..............................      122,978         27     $1,011      121,994       5.30        207,647
   After 5 to 10 years .............................                                                                     3,525
   After 10 years ..................................                                                                    22,459
                                                       -----------------------------------------------------------------------
                                                          122,978         27      1,011      121,994       5.30        345,286
                                                       -----------------------------------------------------------------------
Obligations of Puerto Rico, States
 and political subdivisions (average
 maturity of 3 years and 2 months):
   Within 1 year ...................................      125,983         80         24      126,039       3.67        144,588
   After 1 to 5 years ..............................       34,578      1,222         56       35,744       7.56         37,417
   After 5 to 10 years .............................       12,179        982                  13,161       8.51         15,764
   After 10 years ..................................       22,455        813                  23,268       9.17         21,695
                                                       -----------------------------------------------------------------------
                                                          195,195      3,097         80      198,212       5.29        219,464
                                                       -----------------------------------------------------------------------
Collateralized mortgage obligations (average
 maturity of 3 years and 1 month):
   Within 1 year ...................................      150,960         85      1,023      150,022       5.11        141,492
   After 1 to 5 years ..............................      120,345        316      1,080      119,581       5.57        278,942
   After 5 to 10 years .............................       14,058        153         26       14,185       6.57         40,348
   After 10 years ..................................          109          1                     110       6.35          1,000
                                                       -----------------------------------------------------------------------
                                                          285,472        555      2,129      283,898       5.38        461,782
                                                       -----------------------------------------------------------------------
Mortgage-backed securities (average maturity
 of 4 years):
   Within 1 year ...................................       11,694        311                  12,005       7.56         14,676
   After 1 to 5 years ..............................       32,965        875          2       33,838       7.54         74,712
   After 5 to 10 years .............................       17,877        469          2       18,344       7.48         32,296
   After 10 years ..................................        4,111         74         13        4,172       7.15         13,780
                                                       -----------------------------------------------------------------------
                                                           66,647      1,729         17       68,359       7.50        135,464
                                                       -----------------------------------------------------------------------

Equity securities (without contractual maturity) ...       43,558                             43,558       6.80         40,127
                                                       -----------------------------------------------------------------------

Other (average maturity of 11 years and 11 months):
   Within 1 year ...................................                                                                       250
   After 1 to 5 years ..............................        6,145         17                   6,162       2.80          6,145
   After 5 to 10 years .............................        4,027                              4,027       7.90          3,527
   After 10 years ..................................        2,156         19                   2,175       5.58          2,157
                                                       -----------------------------------------------------------------------
                                                           12,328         36                  12,364       4.95         12,079
                                                       -----------------------------------------------------------------------
                                                       $1,651,344    $13,826     $3,237   $1,661,933       6.13%    $2,955,911
                                                       =======================================================================


         The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 1996, by contractual and estimated maturity, are shown below:

                                                   Amortized cost     Market value
                                                   -------------------------------
                                                              (In thousands)
                 Within 1 year ..............        $  939,216        $  938,991
                 After 1 to 5 years .........           137,558           137,463
                 After 5 to 10 years ........            36,622            37,184
                 After 10 years .............            22,263            22,596
                                                     ----------------------------
                         Total ..............         1,135,659         1,136,234
                 Without contractual
                   maturity .................            61,407            61,407
                                                     ----------------------------

                 Total investment securities
                   held-to-maturity .........        $1,197,066        $1,197,641
                                                     ============================

         In November 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investment in Debt and Equity Securities." In conjunction with the issuance of this Special Report, the FASB provided a one-time "window" to reclassify securities from the held-to-maturity portfolio to available-for-sale or trading before January 1, 1996, without calling into question the intent to hold other debt securities to maturity. As a result of this window, in December 1995, the Corporation transferred $1,323,000,000 from securities held-to-maturity to available-for-sale. During 1996, investment securities held-to-maturity with an amortized cost of $13,603,000 were called by the issuer or sold due to a significant deterioration in the issuer's creditworthiness. Proceeds from the sale of those securities were $2,652,000 (1994 - $13,555,000). Gross realized gains and losses on those sales were $30,000 and $0 (1994 - $189,000 and $237,000), respectively.

         Investments in obligations that are payable from and secured by the same source of revenue or taxing authority and that exceeded 10 percent of stockholders' equity were as follows:


                                                                 Percent of
                                                      Amortized  stockholders    Market
                                                         cost       equity       value
                                                       ---------------------------------
                                                            (Dollars in thousands)
               Issuer:
               Government of Puerto Rico,
                its agencies and instrumentalities:
                  December 31, 1996 ...............    $151,203       12%       $152,933
                  December 31, 1995 ...............     195,065       17         198,082


NOTE 5 - PLEDGED ASSETS:

         At December 31, 1996, investment securities and loans amounting to $2,788,401,000 (1995 - $2,920,220,000; 1994 - $2,244,617,000) are pledged to secure public and trust deposits and securities and mortgages sold under agreements to repurchase.

NOTE 6 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

         The composition of the loan portfolio at December 31, was as follows:

                                                                    1996           1995
                                                                -------------------------
                                                                       (In thousands)
        Loans secured by real estate:
         Insured or guaranteed by the U.S. Government
            or its agencies ...............................     $   83,864     $  119,730
         Guaranteed by the Commonwealth of Puerto Rico ....         67,497         72,853
         Commercial loans secured by real estate ..........      1,030,383        910,673
         Residential conventional mortgages ...............      2,295,723      2,156,388
         Construction and land development ................        181,433        146,430
         Consumer .........................................        536,527        448,561
                                                                -------------------------
                                                                 4,195,427      3,854,635
         Financial institutions ...........................         90,345         97,694
         Commercial, industrial and agricultural ..........      2,390,267      1,931,924
         Lease financing ..................................        639,945        620,646
         Consumer for household, credit cards and
           other consumer expenditures ....................      2,344,001      2,159,126
         Other ............................................        194,926        219,938
                                                                -------------------------
                                                                $9,854,911     $8,883,963
                                                                =========================


         As of December 31, 1996, loans on which the accrual of interest income had been discontinued amounted to $145,408,000 (1995 - $144,482,000; 1994 -
$94,263,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $7,696,000 (1995 - $7,135,000; 1994 - $5,441,000). In addition, there are $3,308,000 of renegotiated loans still accruing interest at December 31, 1996 (1995 - $2,742,000; 1994 - $2,982,000). Included in the non-accruing loans as of December 31, 1996, were $16,320,000 (1995 - $14,827,000; 1994 - $12,179,000) in consumer loans.

        At December 31, the recorded investment in loans that were considered impaired under SFAS 114 and the related disclosures are shown below:

                                                                               December 31,
                                                                           1996           1995
                                                                        ------------------------
                                                                              (In thousands)
        Impaired loans with a related allowance........................ $59,447          $38,476
        Impaired loans that do not require allowance...................  36,700           47,837
                                                                        ------------------------
                Total impaired loans................................... $96,147          $86,313
                                                                        ========================
        Allowance for impaired loans................................... $17,777          $ 8,093
                                                                        ========================
        Impaired loans measured based on fair value of collateral...... $36,700          $43,095
        Impaired loans measured based on discounted cash flows.........  59,447           43,218
                                                                        ------------------------
                                                                        $96,147          $86,313
                                                                        ========================
        Average balance of impaired loans during the year.............. $88,165          $90,284
                                                                        ========================
        Interest income recognized on impaired loans during the year... $ 3,526          $ 3,187
                                                                        ========================



        The changes in the allowance for loan losses for the year ended December 31, were as follows:

                                                    1996       1995         1994
                                                ----------------------------------
                                                          (In thousands)
        Balance at beginning of year........... $ 168,393    $153,798     $133,437
        Reserves acquired......................       402                    3,473
        Provision for loan losses..............    88,839      64,558       53,788
        Recoveries.............................    35,901      28,744       30,044
        Loans charged-off......................  (107,961)    (78,707)     (66,944)
                                                ----------------------------------
        Balance at end of year................. $ 185,574    $168,393     $153,798
                                                ==================================

        The components of the net financing leases receivable at December 31, were:

                                                            1996             1995
                                                        ---------------------------
                                                               (In thousands)
        Total minimum lease payments................... $ 495,820         $ 481,431
        Estimated residual value of leased property....   141,561           136,717
        Deferred origination costs.....................     2,564             2,498
                Less - Unearned financing income.......  (123,944)         (119,453)
                                                        ---------------------------
        Net minimum lease payments.....................   516,001           501,193
                Less - Allowance for loan losses.......    (3,415)           (6,252)
                                                        ---------------------------
                                                        $ 512,586         $ 494,941
                                                        ===========================

        Estimated residual value is generally established at amounts expected to be sufficient to cover the Corporations investment.

        At December 31, 1996, future minimum lease payments are expected to be received as follows:

                                     (In thousands)
                                     --------------
        1997........................... $178,878
        1998...........................  139,657
        1999...........................   97,852
        2000...........................   55,932
        2001 and thereafter............   23,501
                                        --------
                                        $495,820
                                        ========

NOTE 7 - RELATED PARTY TRANSACTIONS:

        The Corporation grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

                                                Officers   Directors     Total
                                                -------------------------------
                                                         (In thousands)
        Balance at January 1, 1995............. $ 4,317   $ 131,339   $ 135,656
        New loans..............................     180     258,259     258,439
        Payments...............................  (2,150)   (245,250)   (247,400)
                                                -------------------------------
        Balance at December 31, 1995...........   2,347     144,348     146,695
        New loans..............................     839     184,384     185,223
        Payments...............................    (211)   (200,345)   (200,556)
                                                -------------------------------
        Balance at December 31, 1996........... $ 2,975   $ 128,387   $ 131,362
                                                ===============================

        These loans have been consummated on terms no more favorable than those that would have been obtained if the transaction had been with unrelated parties.

NOTE 8 - PREMISES AND EQUIPMENT:

        Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

                                                               Useful life
                                                                in years       1996             1995
                                                               ----------------------------------------
                                                                                  (In thousands)
        Land..................................................              $ 47,315           $ 47,196
                                                                            ---------------------------
        Buildings.............................................   15-50       208,317            197,747
        Equipment.............................................   3-10        280,945            238,547
        Leasehold improvements................................  Various       53,169             50,423
                                                                            ---------------------------
                                                                             542,431            486,717
        Less - Accumulated depreciation and amortization......               252,393            224,543
                                                                            ---------------------------
                                                                             290,038            262,174
                                                                            ---------------------------
        Construction in progress..............................                19,344             15,833
                                                                            ---------------------------
                                                                            $356,697           $325,203
                                                                            ===========================

        Depreciation and amortization of premises and equipment for the year was $48,481,000 (1995 - $44,448,000; 1994 - $38,654,000) of which $9,943,000
(1995 - $9,261,000; 1994 - $8,497,000) was charged to occupancy expense and
$38,538,000 (1995 - $35,187,000; 1994 - $30,157,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $16,193,000 (1995 - $15,384,000; 1994 - $15,631,000).

        As a result of the adoption of SFAS 121, during 1996, the Corporation recorded an impairment loss on a building of approximately $700,000, based on its appraised value, which was included in other operating income in the consolidated statement of income.

NOTE 9- DEPOSITS:

        Total interest bearing deposits as of December 31, consisted of:

                                                           1996            1995
                                                        ---------------------------
                                                              (In thousands)
        Savings deposits:
                Savings accounts......................  $3,201,367       $2,998,529
                NOW and money market accounts.........   1,173,496        1,105,467
                                                        ---------------------------
                                                         4,374,863        4,103,996
                                                        ---------------------------
        Certificates of deposit:
                Under $100,000........................   1,884,135        1,688,717
                $100,000 and over.....................   2,173,573        2,062,291
                                                        ---------------------------
                                                         4,057,708        3,751,008
                                                        ---------------------------
                                                        $8,432,571       $7,855,004
                                                        ===========================

NOTE 10 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO
REPURCHASE:

        The following table summarizes certain information on federal funds purchased and securities sold under agreements to repurchase as of December 31:

                                                           1996             1995            1994
                                                        --------------------------------------------
                                                                   (Dollars in thousands)
        Federal funds purchased........................ $  158,336       $  307,506       $  332,700
        Securities sold under agreements to repurchase.  1,717,129        2,693,372        1,105,338
                                                        --------------------------------------------
        Total amount outstanding....................... $1,875,465       $3,000,878       $1,438,038
                                                        ============================================
        Maximum aggregate balance outstanding
         at any month-end.............................. $2,922,611       $3,000,878       $1,444,148
                                                        ============================================
        Average daily aggregate balance outstanding.... $2,521,929       $2,016,273       $1,120,762
                                                        ============================================
        Weighted average interest rate:
                        For the year...................       5.12%            5.43%            3.81%
                        At December 31.................       5.16             5.61             5.27


NOTE 11 - OTHER SHORT-TERM BORROWINGS:

        Other short-term borrowings as of December 31, consisted of:

                                                                                   1996        1995
                                                                                ----------------------
                                                                                    (In thousands)
        Advances under revolving lines of credit amounting to $240,000,000
                (1995 - $293,000,000) with fixed interest rates ranging
                from 5.55% to 6.88% at December 31, 1996
                (1995 - 5.88% to 6.44%).......................................  $   65,000  $   34,400
        Commercial paper with various maturities until June 1997 at rates
                ranging from 5.05% to 5.75% (1995 - 5.55% to 6.44%)...........     290,091     174,728
        Term notes maturing in 1997, paying interest quarterly at floating interest rates ranging from 0.25% to 0.50% (1995 - 0.45%)
                over the 3-month LIBOR rate (LIBOR rate at
                December 31, 1996 was 5.56%; 1995 - 5.63%)....................     189,961      14,984
        Term note maturing in 1997, paying interest quarterly at floating interest rate of 0.125% over the 6-month LIBOR rate
                (LIBOR rate at December 31, 1996 was 5.60%)...................      10,000
        Term notes maturing in 1997, paying interest semiannually at rates
                ranging from 5.33% to 8.32%...................................     136,952
        Term funds purchased with maturities until October 1997 at rates
                ranging from 5.29% to 5.79%...................................     652,000
        Term notes maturing in 1996, paying interest quarterly at rates ranging from 0.10% to 0.125% over the 3-month LIBOR rate
                (LIBOR rate at December 31, 1995 was 5.63%)...................                  85,000
        Term notes due in 1996 paying interest semiannually at fixed rates
                ranging from 5.17% to 7.70%...................................                  84,946
        Advances under revolving lines of credit amounting to $214,000,000 with fixed interest rates ranging from 6.85% to 7.41%
                at December 31, 1995..........................................                  34,600
        Securities sold not yet purchased.....................................      59,315      25,444
        Others................................................................         687         605
                                                                                ----------------------
                                                                                $1,404,006  $  454,707
                                                                                ======================

        The weighted average interest rate of other short-term borrowings at December 31, 1996 was 5.75% (1995 - 5.53%; 1994 - 4.83%). The maximum aggregate balance outstanding at any month-end was approximately $1,404,006,000 (1995 - $773,366,000; 1994 - $869,505,000). The average aggregate balance outstanding during the year was approximately $883,739,000 (1995 - $529,111,000; 1994 -
$738,005,000). The weighted average interest rate during the year was 6.27% (1995 - 6.05%; 1994 - 4.75%).

NOTE 12 - NOTES PAYABLE:

        Notes payable outstanding at December 31, consisted of the following:

                                                                                          1996     1995
                                                                                        ------------------
                                                                                          (In thousands)
                Term notes with maturities ranging from 1998 through 2005
                        paying interest semiannually at fixed rates ranging
                        from 5.40% to 8.41% (1995 - 5.33% to 8.41%).................... $575,360  $367,492
                Term notes with maturities ranging from 1998 through 2000
                        paying interest quarterly at rates ranging from 0.125%
                        to 0.75% (1995 - 0.125% to 0.75%) over the 3-month LIBOR
                        rate and 3-month US Treasury Bill rate (LIBOR and US
                        Treasury Bill rates at December 31, 1996 were 5.56% and
                        5.17%, respectively; 1995 - 5.63% and 5.08%,
                        respectively)..................................................  117,356   254,146
                Promissory notes with maturities ranging from 1998
                        through 2005 with fixed interest rates ranging from
                        4.51% to 6.35%.................................................  243,700    83,700
                Term notes maturing in 1998 paying interest monthly
                        at LIBOR less 3 basis points with a quarterly reset of
                        the interest rate..............................................   25,000    25,000
                Term notes maturing in 1999 paying interest monthly
                        at a fixed rate of 5.92%.......................................   25,000
                Mortgage notes and other debt with fixed rates and terms...............      297        90
                                                                                        ------------------
                                                                                        $986,713  $730,428
                                                                                        ==================

NOTE 13 - SENIOR DEBENTURES:

        Senior debentures at December 31, 1996, consisted of a $30,000,000 obligation issued by the Corporation with interest at a fixed rate of 8.25%, which matured in January 1997.

        The senior debentures contained various covenants which, among others, restricted the payment of dividends. These debentures prohibited the Corporation from paying dividends or making any other distributions with respect to the Corporations common stock if such aggregate distribution exceeded $50,000,000 plus 50% of consolidated net income (or minus 100% of consolidated net loss), computed on a cumulative basis from January 1, 1992 to the date of payment of any such dividends or other distributions or if an event of default had occurred.

NOTE 14 - SUBORDINATED NOTES:

        Subordinated notes at December 31, consisted of the following:

                                                                                  1996       1995
                                                                                --------------------
                                                                                   (In thousands)
                Subordinated notes issued by the Corporation on December 12,
                        1995, maturing on December 15, 2005, with interest
                        payable semiannually at 6.75%.......................... $125,000    $125,000
                                                                                --------------------
                Subordinated notes issued by Banco Popular on
                        March 29, 1989, which matured on June 15, 1996,
                        with interest payable quarterly and consisting of:
                        8.875% Fixed Rate Notes Series A.......................               15,000
                        8.6875% Fixed Rate Note Series B.......................               15,000
                        Floating Rate Notes Series A with interest payable at
                                88% of LIBID rate..............................               19,000
                        Floating Rate Notes Series B with interest payable at
                                86% of LIBID rate..............................                1,000
                                                                                --------------------
                                                                                              50,000
                                                                                --------------------
                                                                                $125,000    $175,000
                                                                                ====================

        At December 31, 1995 the LIBID rate was 5.50%.

        The notes issued by the Corporation are unsecured obligations which are subordinated in right of payment to the prior payment in full of all present and future senior indebtedness of the Corporation. These notes do not provide for any sinking fund.

        The notes issued by Banco Popular were subordinated to the rights of Banco Popular's depositors and other creditors and required Banco Popular to set aside from retained earnings an amount equal to the principal payment on each note to be used solely to increase capital. The capital reserve account was established to comply with the requirements of the subordinated notes. Banco Popular transferred to capital reserves from the retained earnings account $7,143,000 and $8,857,000 during 1995 and 1994, respectively, as a result of this requirement. On June 15, 1996, at the notes repayment date, the $50,000,000 balance in capital reserves was transferred to the surplus account. In addition, during 1994, $8,571,000 were transferred from capital reserves to surplus upon prepayment of an 8.50% note originally maturing in 1996.

NOTE 15 - LONG-TERM DEBT MATURITY REQUIREMENTS:

        The aggregate amounts of maturities of notes payable, senior debentures and subordinated notes were as follows:

                                  Notes       Senior       Subordinated
        Year                     payable    debentures        notes            Total
        -------------------------------------------------------------------------------
                                                      (In thousands)
        1997................... $     45      $30,000                        $   30,045
        1998...................  218,969                                        218,969
        1999...................  180,838                                        180,838
        2000...................  209,667                                        209,667
        2001...................  158,994                                        158,994
        Later years............  218,200                       $125,000         343,200
                                -------------------------------------------------------
        Total                   $986,713      $30,000          $125,000      $1,141,713
                                =======================================================


NOTE 16 - PREFERRED STOCK OF BANCO POPULAR:

         Banco Popular has 200,000 shares of authorized preferred stock with a par value of $100. This stock may be issued in series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. On June 30, 1994, Banco Popular redeemed at par value the 110,000 shares of Treasury Indexed Preferred Stock Series A (TIPS) then outstanding.

NOTE 17 - STOCKHOLDER'S EQUITY:

         On April 26, 1996, the Corporation's Board of Directors authorized a stock split effected in the form of a dividend of one share of stock for each share outstanding, effective July 1, 1996. As a result of the split, 33,000,590 shares were issued and $198,004,000 were transferred from retained earnings to common stock. All per share data included herein has been adjusted to reflect the stock split.

         On December 15, 1994, the Board of Directors of the Corporation approved a stock repurchase program which allows the Corporation to repurchase in the open market, at such times and prices as market conditions shall warrant, up to one million shares of its outstanding common stock. No stock has been repurchased under this program.

         The Corporation has a dividend reinvestment plan under which stockholders may reinvest their quarterly dividends in shares of common stock at a 5% discount from the market price at the time of issuance. During 1996, 191,236 shares (1995 - 221,016; 1994 - 211,412), equivalent to $4,135,000
(1995 - $3,500,000; 1994 - $3,196,000) in additional equity, were issued under the plan.

         The Corporation has 10,000,000 shares of authorized preferred stock with no par value. This stock may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. One June 27, 1994, the Corporation issued 4,000,000 shares of Series A preferred stock. These shares are non-convertible and are redeemable at the option of the Corporation on or after June 30, 1998. The redemption price per share is $26.25 from June 30, 1998 through June 29, 1999, $26.00 from June 30, 1999 through June 29, 2000, $25.75 from June 30, 2000 through June 29, 2001,
$25.50 from June 30, 2001 through June 29, 2002 and $25.00 from June 30, 2002 and thereafter. Dividends on the Series A preferred stock are non-cumulative and are payable monthly at the annual rate of 8.35% of the liquidation preference of $25.00 per share, or $0.173958 per share per month.

         The Corporation's average number of common shares outstanding used in the computation of net income per common share was 66,022,312 (1995 - 65,816,300; 1994 - 65,596,486). During the year, cash dividends of $0.69 (1995 -
$0.58; 1994 - $0.50) per common share outstanding amounting to $45,557,000
(1995 - $37,846,000; 1994 - $32,796,000) were declared. In addition, dividends declared on preferred stock amounted to $8,350,000 (1995 - $8,350,000; 1994 - $4,245,000).

NOTE 18 - REGULATORY CAPITAL REQUIREMENTS

         The Corporation is subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Tier I and total capital to risk-weighted assets, and of Tier I capital to average assets (leverage ratio) as defined in the regulations. Management has determined that as of December 31, 1996, the Corporation exceeded all capital adequacy requirements to which it is subject.

         As of December 31, 1996, the Corporation was well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

        The Corporations actual and required ratios and amounts of total risk-based capital, Tier I risk-based capital and Tier I leverage, as of December 31, were as follows:

                                                                                  Regulatory requirements
                                                                         ---------------------------------------
                                                                                          To be well capitalized
                                                                                               under prompt
                                                       Actual             For capital       corrective action
                                                                        adequacy purposes       provisions
                                              ------------------------------------------------------------------
                                                 Amount      Ratio       Amount    Ratio    Amount     Ratio
                                              ------------------------------------------------------------------
As of December 31, 1996:                                               (In thousands)

Total Capital (to Risk-Weighted Assets)
        Consolidated ....................     $1,367,478     14.18%     $771,505     8%     $964,382     10%
        Banco Popular ...................      1,017,755     12.57       647,624     8       809,530     10
        Banco Popular, FSB ..............        117,989     16.14        58,480     8        73,100     10

Tier I Capital (to Risk-Weighted Assets):
        Consolidated ....................     $1,121,128     11.63%     $385,753     4%     $578,629      6%
        Banco Popular ...................        915,825     11.31       323,812     4       485,718      6
        Banco Popular, FSB ..............        108,751     14.88        29,240     4        43,860      6

Tier I Capital (to Average Assets):
        Consolidated ....................     $1,121,128      6.71%     $501,357     3%     $835,595      5%
        Banco Popular ...................        915,825      6.65       412,944     3       688,239      5
        Banco Popular, FSB ..............        108,751      8.99        36,300     3        60,500      5



                                                                                       Regulatory requirements
                                                                              ---------------------------------------
                                                                                               To be well capitalized
                                                                                                    under prompt
                                                             Actual             For capital       corrective action
                                                                             adequacy purposes       provisions
                                                      ------------------------------------------------------------------
                                                        Amount        Ratio       Amount    Ratio    Amount     Ratio
                                                      ------------------------------------------------------------------
As of December 31, 1995:                                                      (In thousands)


        Total Capital (to Risk-Weighted Assets):
                Consolidated ....................     $1,234,163     14.65%     $673,996     8%     $842,495     10%
                Banco Popular ...................        899,085     13.01       553,041     8       691,302     10
                Banco Popular, FSB ..............         84,388     15.48        43,615     8        54,518     10

        Tier I Capital (to Risk-Weighted Assets):
                Consolidated ....................     $1,003,072     11.91%     $336,998     4%     $505,497      6%
                Banco Popular ...................        811,895     11.74       276,521     4       414,781      6
                Banco Popular, FSB ..............         77,502     14.22        21,807     4        32,711      6

        Tier I Capital (to Average Assets):
                Consolidated ....................     $1,003,072      6.66%     $451,813     3%     $753,022      5%
                Banco Popular ...................        811,895      6.45       377,457     3       629,094      5
                Banco Popular, FSB ..............         77,502      7.90        29,413     3        49,022      5

NOTE 19 - INTEREST ON INVESTMENTS:

        Interest on investments consisted of the following:

                                                                              1996         1995         1994
                                                                           ----------------------------------
                                                                                      (In thousands)
     Money market investments:
        Federal funds sold and securities
          and mortgages purchased under agreements to resell .........     $ 45,697     $ 22,823     $  4,858
        Time deposits with other banks ...............................          776          165          300
        Other ........................................................          224           89           28
                                                                           ----------------------------------
                                                                           $ 46,697     $ 23,077     $  5,186
                                                                           ==================================

     Investment securities:
        U.S. Treasury securities .....................................     $189,300     $167,657     $136,178
        Obligations of other
           U.S. Government agencies and corporations .................       43,157       35,697       29,088
        Obligations of Puerto Rico,
           States and political subdivisions .........................       10,902       12,948       12,132
        Collateralized mortgage obligations ..........................       26,265       26,435       24,525
        Mortgage-backed securities ...................................        6,456       10,892        9,485
        Other ........................................................        4,530        6,312        3,203
                                                                           ----------------------------------
                                                                           $280,610     $259,941     $214,611
                                                                           ==================================


         Interest income on investment securities for the year ended December 31, 1996, includes tax exempt interest of $229,958,000 (1995 - $202,209,000;
1994 - $175,795,000). Exempt interest relates to obligations of the U.S., States and Puerto Rico governments.

NOTE 20 - EMPLOYEE BENEFITS:

Pension plan:

         All regular employees of Banco Popular are covered by a non-contributory defined benefit pension plan. Pension benefits begin to vest after five years of service and are based on age, years of credited service and final average compensation, as defined. At December 31, 1996, plan assets consisted primarily of U.S. Government obligations, high grade corporate bonds and listed stocks, including 2,836,430 shares (1995 - 2,836,430) of the Corporation with a market value of approximately $95,730,000 (1995 - $54,956,000). Dividends paid on shares of the Corporation held by the plan during 1996 amounted to $1,957,000 (1995 - $1,560,000).

         The following table sets forth the plans funded status and amounts recognized in the consolidated financial statements at December 31:

                                                                              1996            1995
                                                                           -------------------------
                                                                                 (In thousands)
               Actuarial present value of benefit obligations:
                       Vested benefits ...............................     $(172,272)     $(189,593)
                       Non-vested benefits ...........................       (38,117)        (7,283)
                                                                           -------------------------
               Accumulated benefit obligation ........................      (210,389)      (196,876)
               Effect of projected future compensation levels ........       (32,773)       (33,578)
                                                                           -------------------------
               Projected benefit obligation ..........................      (243,162)      (230,454)
               Plan assets at fair market value ......................       293,362        228,115
                                                                           -------------------------
               Plan assets in excess of (less than) projected
                       benefit obligation ............................        50,200         (2,339)
               Unrecognized net (gain) loss from past
                       experience different from that assumed
                       and effect of changes in assumptions ..........       (27,101)        26,673
               Unrecognized prior service cost .......................        (2,620)        (2,866)
               Unrecognized initial net assets .......................       (20,547)       (23,007)
                                                                           -------------------------
               Accrued pension cost ..................................     $     (68)     $  (1,539)
                                                                           =========================

Net pension cost for the year ended December 31, included the following components:

                                                                              1996          1995           1994
                                                                           ------------------------------------
                                                                                       (In thousands)
               Service costs - benefits earned during the period .....     $  9,860      $  6,791      $  8,359
               Interest cost on projected  benefit obligation ........       16,645        14,798        13,627
               Actual (return) loss on plan assets ...................      (68,965)      (48,665)        6,384
               Net amortization and deferral .........................       46,273        29,257       (27,066)
                                                                           ------------------------------------
               Net pension costs .....................................        3,813         2,181         1,304
               Cost of early retirement window .......................                      3,851
                                                                           ------------------------------------
                       Total pension cost ............................     $  3,813      $  6,032      $  1,304
                                                                           ====================================

         At December 31, 1996, the discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50% (1995 - 7.25%; 1994 - 8.75%). Rates of future compensation levels reflected a 4% inflation assumption plus a merit component ranging from 0.5% to 4.5% for 1996, 1995 and 1994. The expected long-term rate of return on assets used in the computation was 9% for 1996, 1995 and 1994.

         In 1995, Banco Popular implemented a voluntary early retirement plan ("window") for employees meeting certain eligibility requirements. The plan was available from January 1, 1995 until May 1, 1995, and had a total cost of $4,539,000, including pension and postretirement benefit costs.

Retirement and savings plan:

         The Corporation also provides contributory retirement and savings plans pursuant to sections 165(e) of the Puerto Rico Internal Revenue Code and section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of BP Capital, Equity One, Pioneer, Popular Consumer, Popular Leasing, Popular Mortgage and Velco. Employer contributions are determined based on specific provisions of each plan. The cost of providing this benefit in 1996 was $2,163,000 (1995 - $1,247,000; 1994 - $558,000).

         The Corporation also established in 1995 a contributory savings plan available to employees of Banco Popular. Employees are fully vested in the employer's contribution after seven years of service. All contributions are invested in shares of the Corporation. Total savings plan expense was $863,000 in 1996 (1995 - $621,000). The savings plan held 368,117 (1995 - 140,970) shares of common stock of the Corporation with a market value of approximately $12,424,000 at December 31, 1996 (1995 $2,731,000).

Postretirement health care benefits:

         In addition to providing pension benefits, Banco Popular provides certain health care benefits for retired employees. Substantially all of the employees of Banco Popular who are eligible to retire under the pension plan, and provided they reach retirement age while working for Banco Popular, may become eligible for these benefits. The actual disbursement for providing these benefits during 1996 amounted to approximately $2,556,000 (1995 - $2,152,000; 1994 - $2,072,000).

         The components of net postretirement benefit cost for the year ended December 31, were as follows:

                                                                             1996       1995        1994
                                                                           -----------------------------
                                                                                   (In thousands)

               Service cost-benefits attributable to service
                       during the period .............................     $ 3,584     $2,658     $3,028
               Interest cost on accumulated postretirement
                        benefit obligation ...........................       5,719      5,435      4,277
               Net amortization and deferral .........................       1,230        597        585
                                                                           -----------------------------
                       Net postretirement benefit cost ...............      10,533      8,690      7,890
               Cost of early retirement window .......................                    688
                                                                           -----------------------------
                       Total postretirement benefit cost .............     $10,533     $9,378     $7,890
                                                                           =============================

The status of the Corporations unfunded postretirement benefit plan at December 31, was as follows:

                                                                                        1996          1995
                                                                                     -----------------------
                                                                                          (In thousands)
               Actuarial present value of expected postretirement benefit obligation:
                       Retirees ................................................     $(26,929)     $(23,419)
                       Fully eligible active plan participants .................      (12,569)      (16,507)
                       Other active plan participants ..........................      (44,470)      (45,745)
                                                                                     -----------------------
               Accumulated postretirement benefit obligation ...................      (83,968)      (85,671)
               Unrecognized net loss from past experience
                       different from that assumed and effects of
                       changes in assumptions ..................................       14,981        24,226
               Unrecognized prior service cost .................................        5,376         5,811
                                                                                     -----------------------
               Accrued postretirement benefit cost .............................     $(63,611)     $(55,634)
                                                                                     =======================

        The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1996 was 7.50% (1995 - 7.25%).

        The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation at December 31, 1995 was 11%, gradually decreasing to 5% by the year 2001 and remaining at that level thereafter. A one-percentage point increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $14,369,000 and the sum of the service and interest cost in 1996 by $1,864,000.

Profit sharing plan:

        Banco Popular also has a profit sharing plan covering substantially all regular employees. Annual contributions are determined based on the bank's profitability ratios, as defined in the plan, and are deposited in trust. Profit sharing expense for the year amounted to $22,859,000 (1995 - $19,577,000; 1994 - $19,967,000).

Long-term incentive plan:

        Banco Popular established in 1994 a long-term incentive plan for its senior management. Under this plan, each January 1st the Board of Directors awards senior management a specified number of shares of common stock of the Corporation contingent upon reaching some pre-defined performance measures over periods of three years. The dividends attributable to these shares are also part of the award. The final number of shares awarded is subject to a factor based on the level of attainment. Banco Popular applied APB Opinion 25 and related Interpretations in accounting for the plans in 1994 and 1995. Accordingly, compensation expense was recognized based on the prevailing stock price until measurement date. The measurement date is the date when the ultimate number of shares to be granted is known.

         The 1996 awards are being accounted for under the provisions of SFAS 123, therefore, compensation cost is determined based on the fair value of the stock at the grant date. The compensation expense related to each award is recognized when probable, based on the best estimate of the outcome of the performance condition, on a straight-line basis over the vesting period.

         The compensation cost recognized for the performance-based plan was $837,000 in 1996 (1995 - $284,000; 1994 - $135,000).

Puerto Rico benefit restoration plan:

         Banco Popular also has a non-qualified unfunded supplementary pension and profit sharing plan for those employees whose compensation exceeds the limits established by ERISA.

        The following table sets forth the amounts recognized in the consolidated financial statements at December 31, for the benefit restoration plan:

                                                                              1996         1995
                                                                           ---------------------
                                                                                (In thousands)
               Actuarial present value of  benefit obligations:
                       Vested benefits ...............................     $  (324)     $   (83)
                       Non-vested benefits ...........................                       (1)
                                                                           ---------------------

                       Accumulated benefit obligation ................        (324)         (84)

               Effect of projected future compensation levels ........      (1,849)      (1,130)
                                                                           ---------------------

                       Projected benefit obligation ..................      (2,173)      (1,214)

               Unrecognized net loss from past
                       experience different from that assumed
                       and effect of changes in assumptions ..........         847          164

               Unrecognized prior service cost .......................         624          678
                                                                           ---------------------

               Accrued supplementary pension cost ....................     $  (702)     $  (372)
                                                                           =====================


        Net supplementary pension cost for the year ended December 31, included the following components:

                                                                 1996     1995      1994
                                                                 -----------------------
                                                                      (In thousands)

               Service costs - benefits earned
                       during the period ...................     $172     $109     $ 62
               Interest cost on projected benefit
                       obligation ..........................       94       69       43
               Net amortization and deferral ...............       64       53       36
                                                                 -----------------------

               Net supplementary pension cost ..............     $330     $231     $141
                                                                 =======================

NOTE 21 - RENTAL EXPENSE AND COMMITMENTS:

At December 31, 1996, the Corporation was obligated under a number of non-cancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

                                        Minimum      Sublease
               Year                     payments      rentals      Net
               --------------------------------------------------------
                                                   (In thousands)

               1997................     $11,857     $   711     $11,146
               1998................      10,672         656      10,016
               1999................       9,606         354       9,252
               2000................       8,473         231       8,242
               2001................       7,062         195       6,867
               Later years ........      51,892         565      51,327
                                        -------------------------------
                                        $99,562     $ 2,712     $96,850
                                        ===============================


        Total rental expense for the year ended December 31, 1996, was $21,196,000 (1995 - $18,037,000; 1994 - $16,705,000).

NOTE 22 - INCOME TAX:

        The components of income tax expense for the years ended December 31, are summarized below. Included in these amounts are income taxes related to the gain on securities transactions of $1,480,000 in 1996 (1995 - $1,981,000; 1994 -
$64,000).

                                                                          1996         1995           1994
                                                                      -------------------------------------
                                                                                   (In thousands)
               Current income tax expense:
                       Puerto Rico ..............................     $  84,668      $ 58,067      $ 31,461
                       Federal and States .......................        18,192         9,624         6,235
                                                                      -------------------------------------
                               Subtotal .........................       102,860        67,691        37,696
                                                                      =====================================

               Deferred income tax expense (benefit):
                       Puerto Rico ..............................       (26,769)       (9,501)       11,606
                       Federal and States .......................        (5,214)        1,006          (759)
                       Adjustment for enacted changes
                         in income tax laws .....................                         573         1,500
                                                                      -------------------------------------
                               Subtotal .........................       (31,983)       (7,922)       12,347
                                                                      =====================================
                               Total income tax expense .........     $  70,877      $ 59,769      $ 50,043
                                                                      =====================================


        The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory rate were as follows:

                                                                        1996                     1995                   1994
                                                                ------------------------------------------------------------------

                                                                    % of pre-tax            % of pre-tax            % of pre-tax
                                                                 Amount      Income       Amount     Income       Amount     Income
                                                                ------------------------------------------------------------------
                                                                                         (Dollars in thousands)
               Computed income tax at
                       statutory rate .....................     $ 99,851       39%      $ 86,574       42%      $ 73,574       42%
               Benefits of net tax exempt
                       interest income ....................      (29,118)     (11)       (24,604)     (12)       (25,297)     (14)
               Federal and States taxes and other .........          144                  (2,201)      (1)         1,766        1
                                                                ------------------------------------------------------------------
               Income tax expense .........................     $ 70,877       28%      $ 59,769       29%      $ 50,043       29%
                                                                ==================================================================

         In October 1994, a Tax Reform Act was enacted in Puerto Rico. In general terms, the Tax Reform is effective for taxable years beginning after June 30, 1995. Among its provisions, the Act reduced the maximum tax rate for corporations from 42% to 39%.

The deferred taxes of the Corporation were adjusted accordingly in 1994 and 1995, to reflect this tax rate reduction on those temporary differences and tax attributes that were expected to reverse or settle on or after January 1, 1996. The Act also repealed the reserve method of determining losses on loans and requires taxpayers to use the direct charge-off method and recapture the reserve balance at December 31, 1995 into income for tax purposes over a four-year period. As a result of this change, the Corporation is required to pay $14,640,000 annually from 1996 through 1999. A deferred tax asset is recorded accordingly, to recognize the difference between the tax and accounting bases of the allowance for loan losses.


         Under SFAS 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporations deferred tax assets and liabilities at December 31, were as follows:

                                                                                           1996         1995
                                                                                          -------------------
                                                                                             (In thousands)
               Deferred tax assets:

               Alternative minimum tax credits available for
                       carryforward and other credits ...............................     $24,303     $26,613


               Net operating loss carryforwards available ...........................         292       1,418
               Postretirement benefit obligation
                       (other than pensions) ........................................      24,966      21,708
               Allowance for loan losses ............................................      18,670
               Other temporary differences ..........................................      22,144      16,745
                                                                                          -------------------
               Total gross deferred tax assets ......................................      90,375      66,484

               Deferred tax liabilities:

               Differences between the assigned values and the
                       tax bases of assets and liabilities recognized
                       in purchase business combinations ............................      17,735      19,477
               Other temporary differences ..........................................       7,910      13,049
                                                                                          -------------------

               Total gross deferred tax liabilities .................................      25,645      32,526
                                                                                          -------------------
               Valuation allowance ..................................................         577       1,788
                                                                                          -------------------
               Net deferred tax asset ...............................................     $64,153     $32,170
                                                                                          ===================

         At December 31, 1996, the Corporation had $24,303,000 in alternative minimum tax credits and other credits expiring in annual installments through year 2014 that will reduce the regular income tax liability in future years. During 1996, the Corporation used alternative minimum tax (AMT) and other credits totaling $1,720,000 (1995 - $7,432,000) to reduce its regular tax liability. The Corporation had, at the end of 1996, $748,000 in net operating losses (NOL) available to carry over to offset taxable income in future years. These NOLs are available to carryforward until year 2000. During 1996, the Corporation used NOL carryforwards amounting to $2,645,000 to reduce its regular taxable income. Other temporary differences included as deferred assets are mainly due to the temporary differences arising from the deferral of loan origination costs and commissions.

         In accordance with SFAS 109, a deferred tax liability was created on differences between the assigned values and the tax bases of assets and liabilities related with purchase business combinations and for other temporary differences.

         A valuation allowance of $577,000 (1995 - $1,788,000) is reflected in 1996, related to deferred tax assets arising from NOL carryforwards and temporary differences for which the Corporation could not determine the likelihood of its realizability. Based on the information available, the Corporation expects to fully realize all other items comprising the net deferred tax as of December 31, 1996.

         Under the Puerto Rico Income Tax Law, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. Until December 31, 1995, dividends received by the Corporation from its subsidiaries (net of an 85% dividend received deduction allowed by the former Puerto Rico Income Tax Law) were subject to Puerto Rico income tax at the normal corporate tax rates. Technical amendments to the Puerto Rico Income Tax Reform provide a 100% dividend received deduction, effective on January 1, 1996. In previous years, the Corporation did not recognize a deferred tax liability on the unremitted earnings of domestic subsidiaries since the Puerto Rico Income Tax Law provided certain alternatives to remit those earnings to the Corporation on a tax-free basis.

         The Corporation's subsidiaries in the United States file a consolidated federal income tax return. The Corporation's federal income tax provision for 1996 was $12,281,000 (1995 - $9,265,000, 1994 - $4,297,000). The intercompany settlements of taxes paid is based on tax sharing agreements which generally allocates taxes to each entity based on a separate return basis.

NOTE 23 - OFF-BALANCE SHEET LENDING ACTIVITIES AND CONCENTRATION OF CREDIT RISK:

Off-balance sheet risk:

         The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to manage its own risk arising from movements in interest rates. These financial instruments include loan commitments, letters of credit, standby letters of credit, futures contracts, options on futures contracts, interest rate swaps and caps and foreign exchange contracts. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of condition. The contract or notional amount of these instruments, which are not included in the statement of condition, is an indicator of the Corporation's activities in particular classes of financial instruments.

         The Corporation's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual notional amounts of those instruments. The Corporation uses the same credit policies in making these commitments and conditional obligations as it does for those reflected on the statement of condition.

         Financial instruments with off-balance sheet risk at December 31, whose contract amounts represent potential credit risk were as follows:

                                                                                    1996           1995
                                                                                 -------------------------
                                                                                        (In thousands)
               Commitments to extend credit:
                       Credit card lines ...................................     $  915,589     $  846,732
                       Commercial lines of credit ..........................      1,374,670      1,105,219
                       Other unused commitments ............................         48,693         11,898
               Commercial letters of credit ................................         21,921         19,012
               Standby letters of credit ...................................        115,681        119,983
               Commitments to purchase mortgage and consumer loans .........          2,203         69,539

Commitments to extend credit:

         Contractual commitments to extend credit are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. To extend credit the Corporation evaluates each customer's creditworthiness. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include cash, accounts receivable, inventory, property, plant and equipment and investment securities, among others. The Corporation's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of the commitment to extend credit. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

Letters of credit:

         There are two principal types of letters of credit: commercial and standby letters of credit. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In most instances, cash items are held by the Corporation to collateralize these instruments.

         In general, commercial letters of credit are short-term instruments used to finance a commercial contract for the shipment of goods from a seller to a buyer. This type of letter of credit ensures prompt payment to the seller in accordance with the terms of the contract. Although the commercial letter of credit is contingent upon the satisfaction of specified conditions, it represents a credit exposure if the buyer defaults on the underlying transaction.

         Standby letters of credit are also issued by the Corporation to disburse funds to a third party beneficiary if the Corporation's customer fails to perform under the terms of an agreement with the beneficiary. These letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon.

Other commitments:

         The Corporation entered into a commitment to purchase up to $100,000,000 of mortgage loans from another institution. This commitment expires on March 13, 1997. The purchased mortgage loans will continue to be serviced by the originating institution. As of December 31, 1996, loans purchased under this agreement totaled $97,797,000 and were classified as loans held-for-sale.

Geographic concentration:

         A geographic concentration exists within the Corporation's loan portfolio since most of its business activity is with customers located in Puerto Rico. As of December 31, 1996, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio.

The asset composition of the Corporation by geographical area at December 31, was as follows:

                                                                                 1996                     1995
                                                                      -------------------------------------------------
                                                                                    (Dollars in thousands)

                       Puerto Rico                                    $12,386,136      73.9%     $11,833,155      75.5%
                       United States                                    3,756,526      22.4        3,253,791      20.7
                       U.S. and British Virgin
                               Islands and Latin America                  621,441       3.7          588,505       3.8
                                                                      -------------------------------------------------
                                                                      $16,764,103     100.0%     $15,675,451     100.0%
                                                                      =================================================

         Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $2.9 billion and $3.4 billion in 1996 and 1995, respectively.

NOTE 24 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The information about the estimated fair values of financial instruments required by generally accepted accounting principles is presented hereunder including some items not recognized in the statement of condition.

         A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms with the first entity. All nonfinancial instruments and certain other specific items are excluded from the fair value disclosure requirements

         For those financial instruments with no quoted market prices available, fair values have been estimated using present value or other valuation techniques. These techniques are inherently subjective and are significantly affected by the assumptions used, including the discount rates, estimates of future cash flows and prepayment assumptions. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

         The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 1996 and 1995, respectively. In different interest rate environments, fair value results can differ significantly, specially for certain fixed rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Corporation's fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation's value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

         The estimated fair values of the Corporation's financial instruments, their carrying value and the methodologies used to estimate fair values are presented below.

Short-term financial instruments:

         Short-term financial instruments, both assets and liabilities, have been valued at their carrying amounts as reflected in the Corporation's Consolidated Statements of Condition. For these financial instruments, the carrying value may approximate fair value because of the relatively short period of time between the origination of the instruments and their expected realization. Included in this category are: cash and due from banks, federal funds sold and securities and mortgages purchased under agreements to resell, time deposits with other banks, bankers' acceptances, customers' liabilities on acceptances, accrued interest receivable, securities sold under agreements to repurchase, acceptances outstanding and accrued interest payable.

Investment and trading securities:

         Investment and trading securities are financial instruments which trade regularly on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes, where available, or quoted market prices of financial instruments with similar characteristics. The fair value of investment securities available-for-sale and trading securities equals their carrying value since they are marked-to-market for accounting purposes. These instruments are detailed in the Statements of Condition and in notes 3, 4 and 25.

Loans held-for-sale:

         Estimated fair value of loans held-for-sale as of December 31, 1996, was $257,183,000 (1995 - $124,877,000) based on secondary market prices.

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

         Commercial loans with fixed rates were segregated into commercial real estate, cash collateral and other. Consumer loans were segregated by type such as personal, auto, boat, student, credit cards, reserve lines and home equity loans. Personal loans were further subdivided in mortgage-guaranteed, cash collateral and unsecured. The fair values of fixed-rate commercial, construction and consumer loans were estimated by discounting scheduled cash flows using prevailing market rates for those loans. For non-accruing loans, the estimated fair values were based on the discounted value of estimated cash flows. For these loans, principal-only cash flows were adjusted to reflect projected charge-offs. Interest cash flows were determined based on historical collection experience. Residential mortgage loans were valued using quoted market prices, where available, and market prices of traded loans with similar credit ratings, interest rates and maturity dates adjusted for estimated prepayments. Generally accepted accounting principles do not require, nor the Corporation has performed, a fair valuation of its lease financing portfolio. Therefore, for presentation purposes only, leases are shown below with fair value equal to its carrying value.


                                                                                 1996                         1995
                                                                     ----------------------------------------------------------
                                                                                       Estimated                     Estimated
                                                                     Carrying value    fair value  Carrying value    fair value
                                                                     ----------------------------------------------------------
                                                                                             (In thousands)

                       Commercial ................................     $3,822,096     $3,821,956     $3,205,031     $3,210,962
                       Construction ..............................        200,083        200,576        215,835        211,469
                       Lease financing ...........................        516,001        516,001        498,750        498,750
                       Mortgage ..................................      2,381,332      2,399,493      2,320,786      2,350,543
                       Consumer (including credit cards) .........      2,604,387      2,656,156      2,324,276      2,264,492
                       Less:  Allowance for loan losses ..........        185,574                       168,393
                                                                     ----------------------------------------------------------
                                                                       $9,338,325     $9,594,182     $8,396,285     $8,536,216
                                                                     ==========================================================

Deposits:

         As specified by SFAS 107, "Disclosures about Fair Value of Financial Instruments," the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW and money market accounts, which at December 31, 1996 and 1995, comprised 62% of the Corporation's total deposits, is equal to the amount payable on demand as of the respective dates. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates offered at December 31, 1996 and 1995, respectively, for deposits with similar remaining maturities.


                                                                     1996                            1995
                                                         ------------------------------------------------------------
                                                                            Estimated                       Estimated
                                                         Carrying value     fair value   Carrying value    fair value
                                                         ------------------------------------------------------------
                                                                                  (In thousands)
                                                         -----------------------------------------------------------
               Non-interest bearing deposits .........     $ 2,330,704     $ 2,330,704     $2,021,658     $2,021,658
               Savings accounts ......................       3,201,367       3,201,367      2,998,529      2,998,529
               NOW and money market
                       accounts ......................       1,173,496       1,173,496      1,105,467      1,105,467
               Certificates of deposit ...............       4,057,708       4,060,727      3,751,008      3,795,430
                                                         -----------------------------------------------------------
                                                           $10,763,275     $10,766,294     $9,876,662     $9,921,084
                                                         ===========================================================

Borrowings and long-term debt:

         Borrowings and long-term debt, which include other short-term borrowings, notes payable, senior debentures and subordinated notes, were valued using quoted market rates for similar instruments at December 31, 1996 and 1995, respectively. Included within other short-term borrowings at December 31, 1996, were $290,091,000 (1995 - $174,728,000) in commercial paper issued by the Corporation which has been valued at its carrying amount because of the relatively short period of time between its origination and maturity.


                                                                   1996                      1995
                                                       ------------------------------------------------------------
                                                                        Estimated                   Estimated
                                                       Carrying value  fair value  Carrying value   fair value
                                                       ------------------------------------------------------------
                                                                                (In thousands)
                                                       ------------------------------------------------------------

               Other short-term borrowings .......     $1,404,006     $1,404,744     $454,707     $454,738
               Notes payable .....................        986,713        989,970      730,428      737,662
               Senior debentures .................         30,000         30,000       30,000       29,686
               Subordinated notes ................        125,000        116,699      175,000      174,004

Commitments to extend credit and standby letters of credit:

         Commitments to extend credit were fair valued using the fees currently charged to enter into similar agreements. For those commitments where a future stream of fees is charged, the fair value was estimated by discounting the projected cash flows of fees on commitments which are expected to be disbursed, based on historical experience. The fair value of letters of credit is based on fees currently charged on similar agreements. At December 31, 1996, the Corporation had $2,338,952,000 and $137,602,000 in commitments to extend credit and letters of credit, respectively (1995 - $1,963,849,000 and $138,995,000).
The estimated fair value of these financial instruments with no carrying value was $9,137,000 (1995 - $10,778,000).

NOTE 25 - RISK MANAGEMENT AND TRADING ACTIVITIES

         The Corporation's exposure to market risk relates to changes in interest rates or in the fair value of the underlying financial instruments and, to a limited extent, to fluctuations in foreign currency exchange rates. The operations are subject to the risk of interest rate fluctuations to the extent that interest-earning assets and interest-bearing liabilities mature or reprice at different times or in differing amounts.

         Risk management activities are aimed at optimizing net interest income, consistent with the Corporation's business strategies. Among the various methods used by the Corporation to measure the risks generated by assets and liabilities are beta-adjusted gap analysis, simulations and duration analysis.

         In managing its market risk the Corporation enters, to a limited extent, into certain derivative instruments that expose it to credit risk, which represent the risk that the counterparties might default on their obligations. To manage the level of credit risk the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Concentrations of credit risk which arise through the Corporation's trading and nontrading activities are presented in Note 23.

         The following table indicates the types of derivative financial instruments the Corporation held at December 31. The credit exposure is represented by the fair value of the instruments with a positive market value. The table should be read in conjunction with the descriptions of these products and the Corporation's objectives for holding them immediately following.


                                                                          1996                                 1995
                                                          ------------------------------------------------------------------------
                                                          Notional  Average for the   Fair      Notional   Average for the   Fair
                                                           amount          year       value      amount         year        value
                                                          ------------------------------------------------------------------------
                                                                                        (In thousands)
               Interest rate swaps:
                  Pay floating/receive fixed ........     $ 25,000     $ 21,250     $    98      $ 10,000     $10,000     $     43
                  Pay fixed/receive floating ........      115,000      115,000         (13)      115,000      53,300       (1,261)
                  Interest rate caps ................                                                          13,250
                  Interest rate swaptions ...........       22,149       14,683       1,233         9,889       9,324        2,572
                  Foreign exchange contracts ........          178          748                       963         484

Interest rate swaps:

         Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. Net interest settlements on interest rate swaps are recorded as an adjustment to interest income or interest expense of the hedged item.

                                                             1996                          1995
                                                        -------------------------------------------
                                                                     (Dollars in thousands)
Activity of interest rate swaps hedges for
    the year:
               Beginning balance ..................     $       125,000             $        10,000
               New swaps ..........................              15,000                     115,000
                                                        -------------------------------------------
               Ending balance .....................     $       140,000             $       125,000
                                                        ===========================================
               Average receive rate range .........       5.50% to 6.72%              5.81% to 6.72%
               Average pay rate range .............       5.81% to 7.89%              5.69% to 6.53%

         The agreements were entered into to change the Corporation's interest rate exposure and they end at the time the related obligation matures. The variable rates are based on the three-month and six-month LIBOR rates. Nonperformance by any of the counterparties on this agreement will expose the Corporation to an interest rate risk which management deems to be immaterial.

Interest rate caps:

         The Corporation uses protected interest rate agreements (CAPS) to reduce its vulnerability to adverse interest rate fluctuations. Interest rate caps are option-like contracts where the Corporation pays an up front premium for the right to receive the amount, if any, by which a specified market interest rate exceeds the fixed cap rate. The premium paid is amortized to income over the life of the agreement.

Foreign exchange contracts:

         To satisfy the needs of its customers, from time to time, the Corporation enters into foreign exchange contracts in the spot or futures market. Spot contracts require the exchange of two currencies at an agreed rate to occur within two business days of the contract date. Forward and futures contracts to purchase or sell currencies at a future date settle over periods of up to one year, in general. Future and forward contracts are recorded at market value.

Securities sold not yet purchased:

         The Corporation enters in securities sold not yet purchased transactions for hedging strategies and for trading purposes. Various assets and liabilities, such as investment securities financed by borrowings, are usually hedged to lock-in spreads and reduce the risk of losses in value due to interest rate fluctuations. At December 31, 1996, securities sold short amounting to $59,315,000 (1995 - $25,444,000) were used to hedge $59,819,000 (1995 -
$30,461,000) of auto loans held-for-sale. The securities sold short are recorded as other short-term borrowings on the statements of condition at market. Gains and losses are deferred until gains or losses on the related hedged item are recognized. At December 31, 1996, the Corporation had deferred gains and losses of $195,000 and $41,000, respectively, related to these activities. At December 31, 1995, there were no deferred gains and losses from these activities.

         Open positions on securities sold short for trading purposes are usually closed at each month-end. The volume of such transactions is not significant, as further discussed.

Trading activities:

         The Corporation maintains limited trading positions in certain financial instruments and nonfinancial contracts including, to a limited extent, derivatives. Most of the Corporation's trading activities are limited to the purchase of debt securities for the purpose of selling them in the near term and positioning securities for resale to retail customers. Trading activities of the Corporation are subject to strict guidelines approved by the Board of Directors and included in the investment policy.

         In anticipation of customer demand, the Corporation carries an inventory of capital market instruments and maintains market liquidity by quoting bid and offer prices to and trading with other market makers. Positions are also taken in interest rate sensitive instruments, based on expectations of future market conditions. These activities constitute the proprietary trading business and are held by the Corporation to provide customers with financial products at competitive prices. As trading strategies depend on both market-making and proprietary positions, given the relationships between instruments and markets, those activities are managed in concert to maximize net trading revenue.

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

         The contract amounts of futures and options written for trading purposes were $3,210,000 and $6,079,000, respectively, at December 31, 1996. For 1995, the contract amount of forwards, futures and options were $9,900,000, $16,416,000 and $11,692,000, respectively. The following tables indicates the fair value and net gains (losses) of derivatives financial instruments held for trading purposes.



                                                                            Fair Value
                                                ---------------------------------------------------------------
                                                 At December 31, 1996       Average for the period    Net gains
                                                 Assets    Liabilities      Assets     Liabilities     (losses)
                                                ---------------------------------------------------------------
                                                                              (In thousands)
               Futures contracts ........          $0          $135          $140          $34          $(274)
               Options ..................           0            73             0           48            121


                                                                            Fair Value
                                                ---------------------------------------------------------------
                                                 At December 31, 1996       Average for the period    Net gains
                                                 Assets    Liabilities      Assets     Liabilities     (losses)
                                                ---------------------------------------------------------------
                                                                              (In thousands)

               Forwards and futures
                 contracts ..............          $0          $680          $  0          $349         $(2,429)
               Options ..................           0            45            68           139           2,393

         The Corporation's credit exposure from off-balance sheet derivative financial instruments held or issued for trading purposes is represented by the fair value of the instruments with a positive fair value at that date.

NOTE 26 - SUPPLEMENTAL DISCLOSURE ON THE CONSOLIDATED STATEMENTS OF CASH FLOWS:

         During the year ended December 31, 1996, the Corporation paid interest and income taxes amounting to $579,733,000 and $76,324,000, respectively (1995 - $515,960,000 and $42,383,000; 1994 - $339,329,000 and $27,052,000). In addition, loans transferred to other real estate and other property for the year ended December 31, 1996, amounted to $3,333,000 and $5,640,000, respectively (1995 -
$5,404,000 and $3,792,000). In December 1995, the Corporation transferred $1,323,000,000 from securities held-to-maturity to securities available-for-sale.

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

NOTE 28 - BANPONCE CORPORATION (HOLDING COMPANY ONLY) FINANCIAL INFORMATION:

         The following condensed financial information presents the financial position of the Holding Company only as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996.

                            STATEMENTS OF CONDITION

                                                                        December 31,
                                                               --------------------------
                                                                     1996          1995
                                                               --------------------------
                                                                       (In thousands)
ASSETS
Cash ....................................................      $      191      $      213
Money market investments ................................          55,024           7,460
Investment securities available-for-sale, at
 market value............................................          69,486          69,816
Investment in Banco Popular, at equity ..................       1,009,648         896,427
Investment in Pioneer Bancorp, at equity ................          39,820          38,531
Investment in Banco Popular, FSB, at equity .............         130,577         103,688
Investment in CombanCorp, at equity .....................          12,566
Investment in other subsidaries, at equity ..............          47,365          46,703
Advances to subsidiaries ................................         634,257         533,317
Premises and equipment ..................................          39,176          40,793
Other assets ............................................           3,348           2,434
                                                               --------------------------
                Total assets ............................      $2,041,458      $1,739,382
                                                               ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Securities sold under agreements to repurchase ..........      $   52,084      $   52,275
Commercial paper ........................................         164,379         174,728
Other short-term borrowings .............................          65,000          34,400
Notes payable ...........................................         320,539         162,500
Senior debentures .......................................          30,000          30,000
Accrued expenses and other liabilities ..................          21,924          18,782
Subordinated notes ......................................         125,000         125,000
Stockholders' equity ....................................       1,262,532       1,141,697
                                                               --------------------------
                Total liabilities and stockholders'
                 equity .................................      $2,041,458      $1,739,382
                                                               ==========================

                              STATEMENTS OF INCOME

                                                                                   Year ended December 31,
                                                                            ------------------------------------
                                                                               1996          1995          1994
                                                                            ------------------------------------
                                                                                          (In thousands)
Income:
        Dividends from subsidiaries ..................................      $ 42,608      $ 76,600      $ 32,189
        Interest on money market and investment securities ...........         4,828         3,897         1,606
        Other operating income .......................................         2,394         1,347             7
        Interest on advances to subsidiaries .........................        42,047        26,258        11,750
                                                                            ------------------------------------
                Total income .........................................        91,877       108,102        45,552
                                                                            ------------------------------------
Expenses:
        Interest expense .............................................        42,761        25,824         8,530
        Operating expenses ...........................................         1,698           671           424
                                                                            ------------------------------------
                Total expenses .......................................        44,459        26,495         8,954
                                                                            ------------------------------------
Income before income taxes and equity in undistributed
        earnings of subsidiaries .....................................        47,418        81,607        36,598
Income taxes .........................................................         1,109         6,787         3,484
                                                                            ------------------------------------
Income before equity in undistributed earnings of subsidiaries .......        46,309        74,820        33,114
Equity in undistributed earnings of subsidiaries .....................       138,841        71,541        91,635
                                                                            ------------------------------------
                Net income ...........................................      $185,150      $146,361      $124,749
                                                                            ====================================

                            STATEMENTS OF CASH FLOWS

                                                                                   Year ended December 31,
                                                                            ------------------------------------
                                                                               1996          1995          1994
                                                                            ------------------------------------
                                                                                          (In thousands)
Cash flows from operating activities:
  Net income .........................................................      $185,150      $146,361      $124,749
                                                                            ------------------------------------
  Adjustments to reconcile net income to net cash provided by operating activities:
      Equity in undistributed earnings of subsidiaries ...............      (138,841)      (71,541)      (91,635)
      Dividend in kind received from a subsidiary ....................                     (41,600)
      Depreciation of premises and equipment .........................         1,621           829
      Amortization of premiums and accretion of discounts on
        investments ..................................................            22            23
      Net increase in other assets ...................................          (914)       (1,163)       (1,087)
      Net decrease in current taxes ..................................        (3,182)
      Net increase in other liabilities ..............................         4,554         5,363           157
                                                                            ------------------------------------
            Total adjustments ........................................      (136,740)     (108,089)      (92,565)
                                                                            ------------------------------------
            Net cash provided by operating activities ................        48,410        38,272        32,184
                                                                            ------------------------------------
Cash flows from investing activities:
  Net (increase) decrease in money market investments ................       (47,564)          581           426
  Purchases of investment securities held-to-maturity ................                                   (50,106)
  Purchases of investment securities available-for-sale ..............        (1,538)      (14,178)       (2,768)
  Maturities of investment securities available-for-sale .............           883
  Capital contribution to subsidiaries ...............................       (30,000)      (16,130)      (78,314)
  Distribution from subsidiary .......................................           392
  Advances to subsidiaries ...........................................      (100,940)     (374,047)      (26,995)
  Acquisition of premises and equipment ..............................            (3)          (22)
                                                                            ------------------------------------
            Net cash used in investing activities ....................      (178,770)     (403,796)     (157,757)
                                                                            ------------------------------------
Cash flows from financing activities:
  Net (decrease) increase in securities sold under
    agreements to repurchase .........................................          (191)       42,425         9,850
  Net (decrease) increase in commercial paper ........................       (10,349)       41,934        52,493
  Net increase in other short-term borrowings ........................        30,600        34,400
  Net increase in notes payable ......................................       158,039       162,500
  Cash dividends paid ................................................       (51,896)      (44,521)      (37,016)
  Proceeds from issuance of subordinated notes .......................                     125,000
  Proceeds from issuance of preferred stock ..........................                                    96,690
  Proceeds from issuance of common stock .............................         4,135         3,500         3,196
                                                                            ------------------------------------
             Net cash provided by financing activities ...............       130,338       365,238       125,213
                                                                            ------------------------------------
  Net decrease in cash ...............................................           (22)         (286)         (360)
  Cash at beginning of period ........................................           213           499           859
                                                                            ------------------------------------
  Cash at end of period ..............................................      $    191      $    213      $    499
                                                                            ====================================

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

NOTE 29 - POPULAR INTERNATIONAL BANK, INC. (A SUBSIDIARY OF BANPONCE CORPORATION) FINANCIAL INFORMATION:

         The following summarized financial information presents the consolidated financial position of Popular International Bank, Inc. and its subsidiaries as of November 30, 1996 and 1995, and the results of their operations, cash flows and changes in stockholder's equity for each of the three years in the period ended November 30, 1996. Popular International Bank, Inc. is the holding company of BanPonce Financial Corp., including Pioneer Bancorp Inc., CombanCorp and Banco Popular, FSB (second-tier subsidiaries) and its wholly-owned subsidiary Equity One, Inc.

                            STATEMENTS OF CONDITION

                                                                                   November 30,
                                                                            ---------------------------
                                                                               1996          1995
                                                                            ---------------------------
                                                                                   (In thousands)
ASSETS
        Cash .........................................................      $   31,171      $   25,052
                                                                            --------------------------
        Money market investments .....................................          49,184          20,840
                                                                            --------------------------
        Investment securities available-for-sale, at market value ....         205,249         270,262
                                                                            --------------------------
        Investment securities held-to-maturity .......................          12,232
                                                                            --------------------------
        Loans held-for-sale ..........................................          48,068          23,555
                                                                            --------------------------
        Loans ........................................................       1,545,262       1,158,513
                Less: Unearned income ................................          47,420          43,375
                Allowance for loan losses ............................          22,920          16,242
                                                                            --------------------------
                                                                             1,474,922       1,098,896
                                                                            --------------------------
        Other assets .................................................          50,672          35,488
        Intangible assets ............................................          31,232          30,340
                Total assets .........................................      $1,902,730      $1,504,433
                                                                            ==========================
LIABILITIES AND STOCKHOLDER'S EQUITY
        Deposits:
           Non-interest bearing ......................................      $   94,297      $   55,730
           Interest bearing ..........................................         593,195         494,096
                                                                            --------------------------
                                                                               687,492         549,826
                                                                            --------------------------
        Federal funds purchased and securities sold under agreements
                to repurchase ........................................           5,075           4,035
        Other short-term borrowings, consisting of $375,625 in term notes (1995 - $99,930), and a revolving credit
                facility with an affiliate of $35,000
                (1995 - $40,000) .....................................         410,625         139,930
        Notes payable (Note 12) ......................................         579,277         634,139
        Other liabilities ............................................          38,722          37,368
        Stockholder's equity .........................................         181,539         139,135
                                                                            --------------------------
                Total liabilities and  stockholder's equity ..........      $1,902,730      $1,504,433
                                                                            ==========================



                              STATEMENTS OF INCOME

                                                                                   Year ended November 30,
                                                                            ------------------------------------
                                                                               1996          1995          1994
                                                                            ------------------------------------
                                                                                          (In thousands)

Interest and fees:
        Loans ........................................................      $136,824      $101,442      $ 66,487
        Money market and investment securities .......................        16,188        18,948         5,721
                                                                            ------------------------------------
                                                                             153,012       120,390        72,208
                                                                            ------------------------------------
Interest expense:
        Deposits .....................................................        24,000        21,225         8,091
        Short-term borrowings ........................................        22,572         6,595         9,707
        Long-term borrowings .........................................        35,265        39,847        18,060
                                                                            ------------------------------------
                                                                              81,837        67,667        35,858
                                                                            ------------------------------------
Net interest income ..................................................        71,175        52,723        36,350
Provision for loan losses ............................................        14,299         8,651         6,973
                                                                            ------------------------------------
Net interest income after provision for loan losses ..................        56,876        44,072        29,377

Service charges on deposit accounts ..................................         2,735         1,844           768
Other service fees ...................................................         4,663         3,813         2,834
Gain on sale of securities ...........................................         7,026         6,239
Other operating income ...............................................         5,342         6,738         3,614
                                                                            ------------------------------------
                                                                              76,642        62,706        36,593
                                                                            ------------------------------------
Operating expenses ...................................................        46,509        35,782        23,149
                                                                            ------------------------------------
Income before income tax .............................................        30,133        26,924        13,444
Income tax ...........................................................        12,978        10,629         5,477
                                                                            ------------------------------------
Net income ...........................................................      $ 17,155      $ 16,295      $  7,967
                                                                            ====================================

                            STATEMENTS OF CASH FLOWS


                                                                                             Year ended November 30,
                                                                                      --------------------------------------
                                                                                        1996          1995          1994
                                                                                      --------------------------------------
                                                                                                  (In thousands)
Cash flows from operating activities:
        Net income .............................................................      $ 17,155       $ 16,295       $  7,967
                                                                                      --------------------------------------
        Adjustments to reconcile net income to cash provided by
        operating activities:
        Depreciation and amortization of premises and equipment ................         1,833          1,136            719
        Provision for loan losses ..............................................        14,299          8,651          6,973
        Amortization of intangibles ............................................         3,460          3,321          1,524
        Amortization of deferred loan fees and costs ...........................        (1,922)         6,467          4,701
        Amortization of premiums and accretion of discounts on
          investments ..........................................................           267            446
        Loans held-for-sale ....................................................       (24,513)
        Gain on sale of investment securities available-for-sale ...............        (7,026)        (6,239)
        Gain on sale of loans ..................................................        (8,049)        (6,676)        (3,574)
        Net increase in interest receivable ....................................        (1,286)        (5,375)        (1,954)
        Net increase in other assets ...........................................        (1,915)        (5,046)          (319)
        Net decrease in current and deferred taxes .............................        (1,942)
        Net increase in other liabilities ......................................         5,392          7,509          8,111
                                                                                      --------------------------------------
                        Total adjustments ......................................       (21,402)         4,194         16,181
                                                                                      --------------------------------------
                        Net cash provided by operating activities ..............        (4,247)        20,489         24,148
                                                                                      --------------------------------------
Cash flows from investing activities:
        Net (increase) decrease in money market investments ....................       (15,676)         3,489        (14,980)
        Purchases of investment securities held-to-maturity ....................        (6,214)
        Purchases of investment securities available-for-sale ..................       (71,955)      (358,811)       (52,324)
        Sale of investment securities available-for-sale .......................        61,205        183,091         36,833
        Maturities of investment securities available-for-sale .................        98,011         50,000
        Net disbursements on loans .............................................      (574,754)      (357,540)      (392,454)
        Proceeds from sale of loans ............................................       285,771         70,155        107,941
        Acquisition of loan portfolios .........................................                      (18,059)
        Assets acquired, net of cash ...........................................        (2,656)                      (17,557)
        Acquisition of premises and equipment ..................................        (4,794)        (4,941)        (1,964)
                                                                                      --------------------------------------
                        Net cash used in investing activities ..................      (231,062)      (432,616)      (334,505)
                                                                                      --------------------------------------
Cash flows from financing activities:
        Net increase in deposits ...............................................        42,735         43,211         33,097
        Net deposits acquired ..................................................                      163,504
        Net increase (decrease) in federal funds purchased and securities
          sold under agreements to repurchase ..................................         1,040         (8,965)         8,000
        Net increase (decrease) in other short-term borrowings .................       222,514        (24,870)        38,523
        Proceeds from issuance of notes payable ................................        30,024        234,215        175,762
        Payments of notes payable ..............................................       (84,885)
        Proceeds from issuance of common stock .................................           150
        Capital contribution from Parent company ...............................        29,850                        78,164
                                                                                      --------------------------------------
                        Net cash provided by financing activities ..............       241,428        407,095        333,546
                                                                                      --------------------------------------
Net increase (decrease) in cash and due from banks .............................         6,119         (5,032)        23,189
Cash and due from banks at beginning of year ...................................        25,052         30,084          6,895
                                                                                      --------------------------------------
Cash and due from banks at end of year .........................................      $ 31,171       $ 25,052       $ 30,084
                                                                                      ======================================

                            STATEMENTS OF CHANGES IN
                              STOCKHOLDER'S EQUITY


                                                                                             Year ended November 30,
                                                                                      --------------------------------------
                                                                                        1996          1995          1994
                                                                                      --------------------------------------
                                                                                                   (In thousands)
Preferred Stock:
        Par value $25; authorized 25,000,000 shares, none issued

Common Stock:
        Par value $5; authorized 1,000,000 shares, 700,000 shares
                issued and outstanding (1995 - 670,000; 1994 - 670,000)
        Balance at beginning of the period .....................................      $  3,350       $  3,350       $  3,100
        Issuance of common stock ...............................................           150                           250
                                                                                      --------------------------------------
        Balance at end of the period ...........................................         3,500          3,350          3,350
                                                                                      --------------------------------------
Additional paid-in capital:
        Balance at beginning of the period .....................................       103,114        103,114         25,200
        Issuance of common stock ...............................................                                      49,750
        Capital contribution from Parent company ...............................        29,850                        28,164
                                                                                      --------------------------------------
        Balance at end of the period ...........................................       132,964        103,114        103,114
                                                                                      --------------------------------------
Retained earnings:
        Balance at beginning of the period .....................................        27,234         10,939          2,972
        Net income .............................................................        17,155         16,295          7,967
                                                                                      --------------------------------------
        Balance at end of the period ...........................................        44,389         27,234         10,939
                                                                                      --------------------------------------
Unrealized holding gains (losses) on investment securities
                available-for-sale, net of deferred taxes:
        Balance at beginning of the period .....................................         5,437         (2,473)
        Unrealized holding losses on adoption of change in
                accounting for investment securities, net of deferred taxes ....                                        (736)
        Net change in the fair value of investment securities
                available-for-sale, net of deferred taxes ......................        (4,751)         7,910         (1,737)
                                                                                      --------------------------------------
        Balance at end of period ...............................................           686          5,437         (2,473)
                                                                                      --------------------------------------
                Total stockholder's equity .....................................      $181,539       $139,135       $114,930
                                                                                      ======================================

NOTE 30 - BANPONCE FINANCIAL CORP. (A SECOND-TIER SUBSIDIARY OF BANPONCE CORPORATION) FINANCIAL INFORMATION:

         The following summarized financial information presents the consolidated financial position of BanPonce Financial Corp. and its subsidiaries CombanCorp, Banco Popular, FSB, including its wholly-owned subsidiary Equity One, Inc., and Pioneer Bancorp, Inc. (second tier subsidiaries) as of November 30, 1996 and 1995, and the results of their operations, cash flows and changes in stockholder's equity for each of the three years in the period ended November 30, 1996 (the financial information of Banco Popular, FSB is only included since its inception on January 23, 1995 and CombanCorp since its acquisition on September 30, 1996).

                            STATEMENTS OF CONDITION

                                                                                        November 30,
                                                                                 ---------------------------
                                                                                    1996          1995
                                                                                 ---------------------------
                                                                                        (In thousands)
ASSETS
        Cash and due from banks ...........................................      $   29,936      $   25,012
                                                                                 ---------------------------
        Money market investments ..........................................          46,399          19,819
                                                                                 ---------------------------
        Investment securities available-for-sale, at market value .........         205,181         267,026
                                                                                 ---------------------------
        Investment securities held-to-maturity ............................          12,232           3,236
                                                                                 ---------------------------
        Loans held-for-sale ...............................................          48,068          23,555
                                                                                 ---------------------------
        Loans .............................................................       1,545,262       1,158,513
                Less: Unearned income .....................................          47,420          43,375
                 Allowance for loan losses ................................          22,920          16,242
                                                                                 ---------------------------
                                                                                  1,474,922       1,098,896
                                                                                 ---------------------------
        Other assets ......................................................          50,525          35,370
        Intangible assets .................................................          31,232          30,340
                                                                                 ---------------------------
                        Total assets ......................................      $1,898,495      $1,503,254
                                                                                 ===========================

LIABILITIES AND STOCKHOLDER'S EQUITY
        Deposits:
                Non-interest bearing ......................................      $   94,297      $   55,730
                Interest bearing ..........................................         593,195         494,096
                                                                                 ---------------------------
                                                                                    687,492         549,826
                                                                                 ---------------------------
        Federal funds purchased and securities sold under agreements
                to repurchase .............................................           5,075           4,035
        Other short-term borrowings, consisting of $375,625 term notes
                (1995 - $99,930) and a revolving credit facility with an
                affiliate of $35,000  (1995 - $40,000) ....................         410,625         139,930
        Notes payable (Note 12) ...........................................         579,277         634,139
        Other liabilities .................................................          38,699          37,343
        Stockholder's equity ..............................................         177,327         137,981
                                                                                 ---------------------------
                Total liabilities and stockholder's equity ................      $1,898,495      $1,503,254
                                                                                 ===========================



                              STATEMENTS OF INCOME

                                                                                   Year ended November 30,
                                                                            --------------------------------------
                                                                              1996          1995          1994
                                                                            --------------------------------------
                                                                                         (In thousands)

Interest and fees:
        Loans ........................................................      $136,824      $101,442      $ 66,486
        Money market and investment securities .......................        16,107        18,888         5,683
                                                                            --------------------------------------
                                                                             152,931       120,330        72,169
                                                                            --------------------------------------
Interest expense:
        Deposits .....................................................        24,000        21,225         8,091
        Short-term borrowings ........................................        22,572         6,595         9,707
        Long-term borrowings .........................................        35,265        39,847        18,060
                                                                            --------------------------------------
                                                                              81,837        67,667        35,858
                                                                            --------------------------------------
Net interest income ..................................................        71,094        52,663        36,311
Provision for loan losses ............................................        14,299         8,651         6,973
                                                                            --------------------------------------
Net interest income after provision for loan losses ..................        56,795        44,012        29,338
Service charges on deposit accounts ..................................         2,735         1,844           768
Other service fees ...................................................         4,663         3,813         2,834
Gain on sale of securities ...........................................         7,026         6,239
Other operating income ...............................................         5,457         6,738         3,614
                                                                            --------------------------------------
                                                                              76,676        62,646        36,554
                                                                            --------------------------------------
Operating expenses ...................................................        46,600        35,778        23,144
                                                                            ------------------------------------
Income before tax ....................................................        30,076        26,868        13,410
Income tax ...........................................................        12,978        10,629         5,477
                                                                            --------------------------------------
Net income ...........................................................      $ 17,098      $ 16,239      $  7,933
                                                                            ======================================

                            STATEMENTS OF CASH FLOWS

                                                                                                   Year ended November 30,
                                                                                           --------------------------------------
                                                                                              1996          1995          1994
                                                                                           --------------------------------------
                                                                                                       (In thousands)
Cash flows from operating activities:
        Net income ..................................................................      $ 17,098       $ 16,239       $  7,933
                                                                                           --------------------------------------
        Adjustments to reconcile net income to cash provided by
                operating activities:
                Depreciation and amortization of premises and equipment .............         1,833          1,136            719
                Provision for loan losses ...........................................        14,299          8,651          6,973
                Amortization of intangibles .........................................         3,460          3,321          1,524
                Amortization of deferred loan fees and costs ........................        (1,922)         6,467          4,701
                Amortization of premiums and accretion of discounts on
                   investments ......................................................           267            446
                Loan held-for-sale ..................................................       (24,513)
                Gain on sale of investment securities available-for-sale ............        (7,026)        (6,239)
                Gain on sale of loans ...............................................        (8,049)        (6,676)        (3,574)
                Net increase in interest receivable .................................        (1,286)        (5,368)        (1,954)
                Net increase in other assets ........................................        (1,884)        (4,940)          (350)
                Net increase in current and deferred taxes ..........................        (1,942)
                Net increase in other liabilities ...................................         5,392          7,483          8,111
                                                                                           --------------------------------------
                        Total adjustments ...........................................       (21,371)         4,281         16,150
                                                                                           --------------------------------------
                        Net cash provided by operating activities ...................        (4,273)        20,520         24,083
                                                                                           --------------------------------------
Cash flows from investing activities:
        Net (increase) decrease in money market investments .........................       (13,912)         3,476        (14,968)
        Purchases of investment securities held-to-maturity .........................        (6,214)
        Purchases of investment securities available-for-sale .......................       (71,888)      (358,811)       (52,324)
        Sale of investment securities available-for-sale ............................        61,205        183,091         36,833
        Maturities of investment securities available-for-sale ......................        98,011         50,000
        Net disbursements on loans ..................................................      (574,754)      (357,540)      (392,454)
        Proceeds from sale of loans .................................................       285,771         70,155        107,941
        Acquisition of loan portfolios ..............................................                      (18,059)
        Assets acquired, net of cash ................................................        (2,656)                      (17,557)
        Acquisition of premises and equipment .......................................        (4,794)        (4,941)        (1,964)
                                                                                           --------------------------------------
                        Net cash used in investing activities .......................      (229,231)      (432,629)      (334,493)
                                                                                           --------------------------------------

Cash flows from financing activities:
        Net increase in deposits ....................................................        42,735         43,211         33,097
        Net deposits acquired .......................................................                      163,504
        Net increase (decrease) in federal funds purchased and securities
                sold under agreements to repurchase .................................         1,040         (8,965)         8,000
        Net increase (decrease) in other short-term borrowings ......................       222,514        (24,870)        38,523
        Proceeds from issuance of notes payable .....................................        30,024        234,215        175,762
        Payments of note payable ....................................................       (84,885)
        Capital contribution from Parent company ....................................        27,000                        78,164
                                                                                           --------------------------------------
                        Net cash provided by financing activities ...................       238,428        407,095        333,546
                                                                                           --------------------------------------
Net increase (decrease) in cash and due from banks ..................................         4,924         (5,014)        23,136
Cash and due from banks at beginning of period ......................................        25,012         30,026          6,890
                                                                                           --------------------------------------
Cash and due from banks at end of period ............................................      $ 29,936       $ 25,012       $ 30,026
                                                                                           ======================================

                            STATEMENTS OF CHANGES IN
                              STOCKHOLDER'S EQUITY


                                                                                              Year ended November 30,
                                                                                      ---------------------------------------
                                                                                         1996           1995          1994
                                                                                      ---------------------------------------
                                                                                                  (In thousands)
Preferred Stock:
        Par value $0.10; authorized 10,000,000 shares, none issued

Common Stock:
        Par value $1; authorized 10,000 shares, 2,000 shares issued and outstanding
        Balance at beginning of the period ......................................      $      2       $      2
        Issuance of common stock ................................................                                    $      2
                                                                                      ---------------------------------------
        Balance at end of the period ............................................             2              2              2
                                                                                      ---------------------------------------
Additional paid-in capital:
        Balance at beginning of the period ......................................       105,163        105,163         27,000
        Issuance of common stock ................................................                                      49,999
                Capital contribution from parent company ........................        27,000                        28,164
                                                                                      ---------------------------------------
        Balance at end of the period ............................................       132,163        105,163        105,163
                                                                                      ---------------------------------------
Retained earnings:
        Balance at beginning of the period ......................................        27,379         11,140          3,207
        Net income ..............................................................        17,098         16,239          7,933
                                                                                      ---------------------------------------
        Balance at end of the period ............................................        44,477         27,379         11,140
                                                                                      ---------------------------------------
Unrealized holding gains (losses) on investment securities
                available-for-sale, net of deferred taxes:
        Balance at beginning of the period ......................................         5,437         (2,473)
        Unrealized holding losses on adoption of change in
                accounting for investment securities, net of deferred taxes .....                                        (736)
        Net change in the fair value of investment securities
                available-for-sale, net of deferred taxes .......................        (4,752)         7,910         (1,737)
                                                                                      ---------------------------------------
        Balance at end of period ................................................           685          5,437         (2,473)
                                                                                      ---------------------------------------
                        Total stockholder's equity ..............................      $177,327       $137,981       $113,832
                                                                                      =======================================

                         [BANPONCE CORPORATION LOGO]

                                                                    EXHIBIT 13.1


                    BanPonce Corporation - 1996 Annual Report



                       COMPUTERIZED ARTS GRAPHIC DESIGN:








                          [BANPONCE CORPORATION LOGO]


                        Extending a Tradition of Service
                                Into the Future

CONTENTS

Profile                                  1

Letter to Shareholders                   5

Strengthening Our Main Market           10

Expanding Our Business Franchise        14

Diversifying Our Financial Services     18

Enhancing Our Commitment
to a Quality Organization               22

Community Involvement                   26

Line of Business                        30

Board of Directors                      31

Management                              32

10-K Financial Summary                  33

Profile

     BanPonce Corporation is a regional diversified, publicly owned bank holding company with $16.8 billion in assets. Its headquarters are located in San Juan, Puerto Rico. The Corporation has three subsidiaries: Banco Popular de Puerto Rico, Popular International Bank, Inc., and BP Capital Markets, Inc.

     Banco Popular de Puerto Rico, BanPonce's principal subsidiary, is a full-service commercial bank with $13.3 billion in assets. Through its own subsidiaries -- Popular Consumer Services, Inc., Popular Leasing and Rental, Inc., and Popular Mortgage, Inc. -- it offers small personal loans, vehicle and equipment leasing, and mortgage loans.

     Popular International Bank, Inc., is an entity incorporated under the Puerto Rico International Banking Center Act, which authorizes the establishment of banks in Puerto Rico to do business exclusively offshore. BanPonce Financial Corp., incorporated in Delaware, is Popular International's sole subsidiary. The subsidiaries of BanPonce Financial are BancoPopular, FSB, operating in New Jersey; Pioneer Bancorp, Inc., and its own subsidiary Banco Popular (Illinois); and CombanCorp, and its subsidiary Banco Popular N.A. (California). Equity One, Inc., a diversified consumer financial company, is, in turn, an operating subsidiary of Banco Popular, FSB.

     BP Capital Markets, Inc. a direct subsidiary of BanPonce is a securities broker-dealer in Puerto Rico, engaged in institutional brokerage, financial advisory, and investment and security brokerage operations.

     For more details about the subsidiaries, please refer to page 30.

     BanPonce is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Banco Popular de Puerto Rico is a member of the Federal Reserve System and is also subject to the supervision of the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico and the Superintendent of Banks of the State of New York. Banco Popular (Illinois) is subject to the supervision of the Federal Deposit Insurance Corporation and the Illinois Commissioner of Banks and Trust Companies. Banco Popular, N.A. (California) is subject to the supervision of the Office of the Comptroller of the Currency. Banco Popular, FSB, and Equity One, Inc., are subject to the supervision of the Office of Thrift Supervision. BP Capital Markets is subject to the supervision of the National Association of Securities Dealers.

                    BanPonce Corporation - 1996 Annual Report

10-Year Summary

     BanPonce is an organization unique in the international financial services marketplace. BanPonce is best known for its banking subsidiary Banco Popular, which is built on a tradition of strong leadership and is Puerto Rico's premier banking institution. The Corporation possesses an unwavering commitment to the communities it serves, a dedication to Total Quality and a passion for making banking more convenient and accessible for all customers.

     BanPonce is also a diverse, multifaceted organization encompassing a broad range of financial services--including mortgage banking, leasing, consumer finance, investment banking and processing services. Through careful management and a vision for the future, BanPonce continues to be a respected and solid financial performer in the industry.

     While strengthening its competitive position at home, BanPonce is expanding its franchise into the United States and Caribbean region, with the strategic objective of becoming the dominant Hispanic financial services provider in every market in which it operates.

     BanPonce is bringing a tradition of service into the future of financial services.

[GRAPH]  Assets by Geographical Area  (percentage)

[GRAPH]  Earnings Per Share

[GRAPH]  Banking Offices

[GRAPH]  ATMs Owned and Driven

                           10-Year Summary (1987~1996)

-----------------------------------------------------------------------------------------------------------------------------------
                                   1987      1988      1989      1990       1991      1992      1993      1994      1995       1996
-----------------------------------------------------------------------------------------------------------------------------------
                                     (Dollars in millions, except per common share data)
 Selected Financial Information
   Net Interest Income         $  203.8     226.9     255.5     284.2      407.8     440.2     492.1     535.5     584.2     681.3
   Non-Interest Income             40.3      53.7      62.1      71.0      131.8     124.5     125.2     141.3     173.3     205.5
   Operating Expenses             182.6     190.9     207.4     229.6      345.7     366.9     412.3     447.8     486.8     541.9
   Net Income                      37.5      47.1      56.2      63.4       64.6      85.1     109.4     124.7     146.4     185.2
-----------------------------------------------------------------------------------------------------------------------------------
   Total Assets                $5,352.7   5,661.4   5,923.3   8,983.6    8,780.3  10,002.3  11,513.4  12,778.4  15,675.5  16,764.1
   Net Loans                    2,737.2   3,056.8   3,276.4   5,365.9    5,195.6   5,252.1   6,346.9   7,781.3   8,677.5   9,779.0
   Deposits                     4,491.6   4,715.8   4,926.3   7,422.7    7,207.1   8,038.7   8,522.7   9,012.4   9,876.7  10,763.3
   Total Stockholders' Equity     301.4     334.9     375.8     588.9      631.8     752.1     834.2   1,002.4   1,141.7   1,262.5
   ROA                             0.76%     0.85%     0.99%     1.09%      0.72%     0.89%     1.02%     1.02%     1.04%     1.14%
   ROE                            13.09%    14.87%    15.87%    15.55%     10.57%    12.72%    13.80%    13.80%    14.22%    16.15%
-----------------------------------------------------------------------------------------------------------------------------------
 Per CommonShare
   Earnings                   $    0.94      1.18      1.40      1.57       1.07      1.40      1.67      1.84      2.10      2.68
   Dividends (Declared)            0.33      0.34      0.40      0.40       0.40      0.40      0.45      0.50      0.58      0.69
   Book Value                      7.54      8.38      9.38      9.83      10.50     11.52     12.75     13.74     15.81     17.59
   Market Price                    6.69      8.88     10.75      8.00       9.63     15.13     15.50     14.07     19.38     33.75
-----------------------------------------------------------------------------------------------------------------------------------
 Assets by Geographical Area
   P.R.                           94.22%    93.45%    92.18%    88.59%     86.67%    87.33%    79.42%    75.86%    75.49%    73.88%
   U.S.                            5.01%     5.50%     6.28%     9.28%     10.92%    10.27%    16.03%    19.65%    20.76%    22.41%
   Caribbean                       0.77%     1.05%     1.54%     2.13%      2.41%     2.40%     4.55%     4.49%     3.75%     3.71%
-----------------------------------------------------------------------------------------------------------------------------------
      Total                      100.00%   100.00%   100.00%   100.00%    100.00%   100.00%   100.00%   100.00%   100.00%   100.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Delivery System
   Banking Branches
     P.R.                           126       126       128       173        161       162       165       166       166       178
     Caribbean                        3         3         3         3          3         3         8         8         8         8
     U.S.                             9        10        10        24         24        30        32        34        40        44
-----------------------------------------------------------------------------------------------------------------------------------
      Sub-total                     138       139       141       200        188       195       205       208       214       230
-----------------------------------------------------------------------------------------------------------------------------------
  Popular Consumer Services          14        17        17        26         26        26        26        27        30        35
  Popular Leasing                                         4         9          9         9         8        10         9         8
  Equity One                                                                  27        41        58        73        91       102
  Popular Mortgage                                                                                                     3         4
  BP Capital                                                                                                                     1
-----------------------------------------------------------------------------------------------------------------------------------
      Sub-total                      14        17        21        35         62        76        92       110       133       150
-----------------------------------------------------------------------------------------------------------------------------------
      Total                         152       156       162       235        250       271       297       318       347       380
-----------------------------------------------------------------------------------------------------------------------------------
 ATMs
   Owned
     P.R.                           136       153       151       211        206       211       234       262       281       327
     V.I.                             3         3         3         3          3         3         8         8         8         9
     U.S.                                                                                6        11        26        38        53
-----------------------------------------------------------------------------------------------------------------------------------
      Sub-total                     139       156       154       214        209       220       253       296       327       389
-----------------------------------------------------------------------------------------------------------------------------------
   Driven
     P.R.                            63        68        65        54         73        81        86        88       120       162
     Caribbean                                                                                                                 102
      Sub-total                      63        68        65        54         73        81        86        88       120       264
-----------------------------------------------------------------------------------------------------------------------------------
      Total                         202       224       219       268        282       301       339       384       447       653
-----------------------------------------------------------------------------------------------------------------------------------
 Transactions (in millions)
   Electronic Transactions         12.4      14.9      16.1      18.0       23.9      28.6      33.2      43.0      56.6      78.0
   Items Processed                137.7     139.3     137.9     137.0      166.1     170.4     171.8     174.5     175.0     173.7
-----------------------------------------------------------------------------------------------------------------------------------
 Employees (FTEs)*                4,699     5,131     5,213     7,023      7,006     7,024     7,533     7,606     7,815     7,996
-----------------------------------------------------------------------------------------------------------------------------------
 * For the years 1990-1996 seasonals are included converted FTEs.


                    BanPonce Corporation - 1996 Annual Report

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

These words, written by don Rafael Carrion Pacheco, Executive Vice President and
         President (1927-1956), embody the philosophy of Banco Popular.

                                   OUR PEOPLE

The men and women who work for our institution, from the highest executive to the employees who handle the most routine tasks, feel a special pride in serving our customers with care and dedication. All of them feel the personal satisfaction of belonging to the "Banco Popular Family," which fosters affection and understanding among its members, and which at the same time firmly complies with the highest moral and ethical standards of behavior.


These words by don Rafael Carrion Jr., President and Chairman of the Board (1956-1991) evidencing our commitment to human resources, were written to commemorate Banco Popular's 95th anniversary.

                            Letter to Shareholders

                            Mr. Richard L. Carrion
                       (PHOTO) Chairman, President and
                           Chief Executive Officer

                             TO OUR SHAREHOLDERS

The year 1996 was, in general, a great year for the banking industry; we were no exception. Steady economic growth, low inflation and relatively low interest rates allowed us to increase our earnings by 27%.

BanPonce Corporation reported net income of $185.2 million for the year, an increase of $38.8 million from the results obtained in 1995. This represents a return on assets of 1.14% and a return on common equity of 16.15%, an improvement from the previous year's 1.04% and 14.22% respectively. Earnings per common share were $2.68 compared with $2.10 for 1995 after adjusting for the stock split effected on July 1, 1996.

     We took advantage of this favorable environment and of our financial performance to advance our strategic objectives. Over the past decade our fundamental strategy has gradually evolved. The main principles of this strategy are:

-       Strengthening our competitive position in Puerto Rico, our main market.

- Expanding our business franchise in the Caribbean and the United States, particularly in areas with large Hispanic population.

- Continue diversifying our financial services in order to offer more alternatives to our customers.

- Enhancing our commitment to the quality of our organization and the services we provide our customers.

     In spite of our growing presence in the United States and the Caribbean, our core business continues to be in Puerto Rico. In order to enhance our already strong market position, it is necessary to align our distribution system with the different market segments we aspire to serve. To accomplish this, we will rely increasingly on technology to allow us to offer more services to more customers in more places. Increased convenience for our customers and ultimately lowering operating costs have been our two guiding forces. We continue to invest in electronic banking initiatives that will allow us to grow for many more years. The following are some of the advances we made during the year in this area:

- Late in the year, we offered teen-agers in Puerto Rico ATH POP, the first completely electronic savings account that also has access to the Bank's ATH network, (ATH is the Spanish acronym for at all hours, the name Banco Popular has given to its ATM network) and to more than 11,000 point-of-sale terminals throughout the island. In its first month, we opened more than 10,000 new accounts. ATH POP complements our Populoso account, a savings account designed for children.

- We reached an agreement with Cruz Azul, one of the largest medical insurance providers on the island, to electronically process payments to medical service providers. Nearly 3,000 terminals were installed of approximately 7,000 to be installed upon completion of the project. This system has considerably cut down on costs and has spawned substantial efficiencies for both service providers and Cruz Azul.

                   BanPonce Corporation - 1996 Annual Report


- We introduced our customers to automatic lending machines, known as Rapi-Prestamo. In doing so, we became one of the first banks in the hemisphere to provide its customers with automatic lending machines.

- We established an Internet Web site, http://www.banco popular.com, where customers and potential customers can obtain more information about our many products and services and the Corporation in general.

- We established a pilot program among our employees to do their banking through their personal computers. PC Banking will be offered to all our customers during 1997.

- We launched another telephone service called TelePrestamo, by which customers can apply for personal loans, credit cards and reserve credit lines and receive final approval on the first call.

     Our point-of-sale debit and credit card transactions and TelePago, our Pay-by-Phone service, all reflected healthy growth. In just six years, from 1990 to 1996, our electronic transactions in Puerto Rico have grown from 27% to 66% of all transactions.

     Enthused by this performance we continued to explore new ways of reaching our customers. After introducing financial services into retail stores in Puerto Rico during the 1980s with the establishment of "Expreso Popular" facilities, we took this concept a step further and opened nine in-store branches on the island's three main supermarket chains. These in-store branches provide customers the ability to perform transactions electronically and information on products and services. We increased our service hours in all branches. Moreover, in the case of our in-store and shopping center branches, we aligned our service hours with the store or shopping center so that our customers can have the convenience of doing their banking while they shop. We also opened six new modern branches and remodeled nine more.

     To provide complete financial services to high net worth customers, Private Financial Group, a division of Banco Popular specialized in serving this segment of the market, considerably expanded its services and reach by launching its Private Management Account. This product conveniently combines a tiered interest-bearing account with a preferred rate line of credit in a statement that consolidates all financial relation-ships. Our commercial customers also benefited from the relaunching of FlexiCuenta, our unique commercial account that provides customers with checking, line of credit, investment services and can be tailored to each business' specific needs.

     In our most significant expansion, as the year closed, we reached an agreement to purchase Roig Commercial Bank, established in 1922. The Roig bank has a significant banking franchise focused on the eastern part of Puerto Rico and approximately $900 million in assets. This acquisition will enhance the service provided to customers in this area of the island, where we expect continued economic growth, and further buttresses our competitive position in Puerto Rico.

     The solid financial climate of the past few years has given us the opportunity to pursue our geographical expansion. By year end, through acquisitions or letters of intent as well as the expansion of current businesses, our presence in the continental United States had grown to the following:

-       29 branches of Banco Popular de Puerto Rico in New York.

-       Six branches of Banco Popular, FSB in New Jersey.

- Five branches of Banco Popular, Illinois (formerly Pioneer Bank) in Chicago. We have an agreement to purchase two bank holding companies awaiting regulatory approval, National Bancorp, Inc. with two branches and CBC Bancorp with three branches.

- Four in Los Angeles, now all under the name of Banco Popular, N.A. (California) after the acquisition of CombanCorp, which had three branches, and the addition of our existing Banco Popular branch in Los Angeles.

                 [GRAPH Electronic Transactions  (percentage)]

                             Letter to Shareholders

         "Our superior electronic banking capabilities and the quality of our infrastructure in Puerto Rico have allowed us to explore a promising new income-generating area..."

- During 1996 we reached an agreement to purchase Seminole National Bank in Florida, with three branches. This will mark our entry into this attractive market.

- Equity One, our U.S. mortgage and consumer finance subsidiary, expanded its operation to 102 offices in 28 states. Most of our business in the United States consists of recent acquisitions. Our objective is to create a wide base in markets with a sizable Hispanic population. We are building a nationwide network and brand that will offer us opportunities for growth for many years to come. In the Caribbean region, we also made headway during the year. By March we had completed the acquisition of 20% of Citizens Bank in Jamaica, the third largest banking institution in that country with 14 branches and $350 million in assets.

     In April, we inaugurated ATH Dominicana, an automatic teller machine network, in the Dominican Republic. By year end, we had connected 102 ATM machines to our ATH network consisting of seven participating banks at the moment. Electronic transactions in the Dominican Republic surged, reaching approximately 600,000 monthly transactions. During the year we also added POS capabilities. On the heels of this deal, we reached a similar agreement in Costa Rica. The ATH network in this country will be operational early 1997 and will connect 16 banks. Both networks will be operated from our facilities in Puerto Rico. Our superior electronic banking capabilities and the quality of our infrastructure in Puerto Rico have allowed us to explore a promising new income-generating area: banking services to other banking institutions in the region. We are actively pursuing opportunities for growth in this region.

     Our efforts to continue diversifying our service offerings continued. In conjunction with PaineWebber, we issued Puerto Rico Investors Tax-Free Fund IV and Puerto Rico Tax-Free Target Maturity Fund. At year end these funds had approximately $816 million in assets, which generated $2.4 million in management and administration fees. We also continued to expand our retail distribution network for investment products through the offices of Marketing One in selected branches. We are in the process of bringing these investment professionals in-house through our Popular Securities subsidiary. We remain alert to regulatory changes that may allow us to distribute insurance services to our customer base.

     Continuing with our commitment to quality in all aspects of our organization, last year we aggressively pursued several initiatives in this area. We invested a considerable amount in our personnel, offering them numerous seminars and workshops to provide them the tools to improve service to our customers. At the retail level we adopted a new corporate image program that included uniforms for our branch staff. More importantly, Total Quality measures produced savings in specific processes and areas.

     In January of 1996, we announced a significant management change designed to improve the capabilities of our two most senior officers as well as to send a message to the rest of the organization of the commitment and flexibility that will be increasingly required to succeed in the future. Jorge A. Junquera and David H. Chafey Jr., both Senior Executive Vice Presidents of BanPonce Corporation, exchanged their areas of responsibility. David now oversees our retail banking operation, alternative delivery systems and our private banking group while Jorge is now our Chief Financial Officer and is also responsible for our trust business, U.S. operations and Caribbean expansion. The results have been excellent. Both have augmented their managerial capacity with the change and each benefited the

                  BanPonce Corporation - 1996 Annual Report

       We will continue to adhere to Jacob Safra's dictum: "If you choose to sail upon the seas of banking, build your bank as you would your boat, with the strength to sail safely through any storm."


Bank by bringing new outlooks to their new areas of responsibility. We feel strongly that our managerial structure must mirror our strategic objectives. At the end of the year, we promoted Carlos Rom and Roberto R. Herencia to our Senior Management Council. Carlos and Roberto were directly responsible for our Caribbean and U.S. geographical expansions, respectively. We feel they will further reinforce our senior management to effectively oversee our growing geographical diversity.

                                   [GRAPH]

     Our accomplishments have always been a reflection of the quality of our Board of Directors. It was with great sorrow that we lost one of BanPonce's board members, Waldemar del Valle. Mr. Del Valle passed away during the year, after having served on the board for 21 years. Roberto Esteves, a member of Banco Popular's board, retired after serving for 6 years on the Banco Popular board. We are grateful for their many insights and their years of service.

     In 1996, we also faced the repeal of Section 936 of the U.S. Internal Revenue Code. This section of the U.S. Code allowed U.S. companies operating on the island to obtain a tax credit against the federal tax liability derived from business operations and investment income in Puerto Rico. The bill that was finally approved eliminated the benefits that applied to investment income immediately and will phase out the operation income and wage credit in 10 years. The immediate effect of this repeal was a slight rise in the cost of our funds as we began to replace 936 funds with higher-cost liabilities. We are convinced that the Puerto Rican economy can adjust successfully to the eradication of
Section 936.

     We will continue to adhere to Jacob Safra's dictum: "If you choose to sail upon the seas of banking, build your bank as you would your boat, with the strength to sail safely through any storm." We are on the right course. We continue to pledge our efforts to provide excellent service to our customers and superior returns to our shareholders.




/s/ Richard L. Carrion
------------------------
Richard L. Carrion
Chairman
President
Chief Executive Officer

                            Letter to Shareholders

                        (PHOTO Senior Management Group)

SENIOR MANAGEMENT COUNCIL


Seated in front:

Richard L. Carrion
Chairman
President
Chief Executive Officer


From the left:

Roberto R. Herencia
Executive Vice President

Humberto Martin
Executive Vice President

Emilio E. Pinero Ferrer, Esq.
Executive Vice President

David H. Chafey Jr.
Senior Executive Vice President

Larry B. Kesler
Executive Vice President

Maria Isabel P. de Burckhart
Executive Vice President

Carlos Rom
Executive Vice President

Jorge A. Junquera
Senior Executive Vice President

                   BanPonce Corporation - 1996 Annual Report

                   (PHOTO) Computerized Arts Graphic Design:


STRENGTHENING OUR MAIN MARKET
by providing more services to more customers in more places

                         Strengthening Our Main Market

                    (PHOTO) Computerized Arts Grapic Design:

        Puerto Rico continues to be the Corporation's main market, representing 74% of assets and 82% of net income for 1996. In this market, Banco Popular de Puerto Rico holds the largest market share in both the commercial and retail businesses. The Bank also possesses the largest delivery franchise in Puerto Rico, with 178 points of customer contact and 327 automatic teller machines at year end. Parallel to the institution's expansion and diversification strategy, the Corporation has continued to strengthen and maintain its competitive position in this market by developing and carrying out strategies aimed at providing more services to more customers in more places.

                   BanPonce Corporation - 1996 Annual Report

                              (PHOTO)  New Branch

Through the use of technology, Banco Popular has developed a new prototype of the branch of the future.

     Efforts throughout 1996 focused on aligning the delivery system with the different market segments to provide additional convenience and service to our customers. By year end, Banco Popular's traditional delivery system consisted of eight large financial service centers, 134 full-service branches, 27 Expreso Popular, and nine in-store branches.

     Banco Popular first introduced financial service facilities in retail stores with the Expreso Popular concept during the 1980s. The new in-store branch concept, introduced during 1996, builds on this initiative by providing customers with access to electronic transactions, account openings and other deposit and loan products. Conveniently located in Pueblo Xtra, Amigo and Grande supermarkets, three of the largest supermarket chains in Puerto Rico, these locations provide expanded hours of service by operating during store hours. In addition, during the year all full-service branches expanded service hours to 4 p.m. and 66 branches are also open on Saturdays and 11 on Sundays and holidays, providing customers with additional convenience to conduct their financial transactions.

     In line with Banco Popular's electronic initiatives, which focus on transforming paper-based transactions into electronic transactions, a new branch prototype was developed and constructed in the affluent Montehiedra community. This new concept emphasizes the changing role of the branch into a sales and service facility and away from traditional transactions. Seen as a preview of the branch of the future, the Montehiedra branch was outfitted with automatic teller machines, telephones and six auto lanes to perform transactions. It also provides customers with valuable product and service information through an interactive touch screen catalog that provides basic description and rate information for all products and services.

     Private Financial Group, a specialized unit to provide com-plete financial services to high net worth customers, considerably expanded its services and reach. This unit provides traditional banking products and services as well as investment products through the personalized service of a private banker. During 1996, Private Financial Group launched its Private Management Account (PMA). This product combines a scaled, interest-bearing checking account and a preferred rate line of credit in a statement that consolidates all Banco Popular relationships. By year end, Private Financial Group had more than doubled its client base and income by providing this segment with the most convenient financial services alternative.

     Through the development of alternative delivery systems, like PC Home Banking, Banco Popular is able to better serve upscale customers. Banking on the PC provides customers with direct access to their accounts and the ability to perform transactions. Currently being offered through an employee pilot program, PC Home Banking will be offered to all customers during the first quarter of 1997. This product complements our already existing 24-hour telephone service TeleBanco, a telephone information service, and TelePago, a telephone payment system. During 1996, hours of service for customer representatives for both TeleBanco and TelePago were expanded to 11 p.m.

                         Strengthening Our Main Market

                (PHOTO) Employee Offering Services to a Customer


     In addition, new merchants were added to TelePago and the service was extended to Banco Popular's customers in the U.S. Virgin Islands. By year end, TelePago was handling 268,000 monthly transactions and TeleBanco received approximately 947,000 monthly calls. This amounts to an increase of 66% and 27%, respectively, over 1995 figures.

     TelePrestamo was another telephone service launched in mid-year. Applicants for personal loans, credit cards and reserve credit lines can call, talk to a credit officer and have final approval on the first call, in less than 20 minutes. By December, 25% of all loans and credit cards booked were approved by TelePrestamo.

     To attract customers at an earlier age and be able to develop these contacts into lifelong relationships, during 1996 Banco Popular introduced ATH POP, an innovative product for the teen-age segment. This completely electronic savings account provides teen-agers with access to Banco Popular's ATM network, A Toda Hora (ATH), and to our more than 11,000 point-of-sale (POS) terminals throughout Puerto Rico. The Bank's POS network grew significantly during 1996 by adding 4,163 new terminals and 3,034 new merchants. By year end, approximately 3 million monthly transactions were being handled for a 100% increase compared with 1995.

     Banco Popular's Internet Web site, launched in July 1996 at http://www.bancopopular.com, provides information on products and services and special Bank programs. The site also allows customers to apply for loans, credit cards and register in TelePago in an electronically safe environment.

     In addition to these electronic alternatives, retail customers have responded very favorably to our credit product offerings. PREMIA a credit card product launched in December 1995 that offers cash back and prizes had more than 20,000 customers by year end. Our co-branded card with Pueblo Supermarkets, the largest food chain in Puerto Rico, increased its client base by 69% and its portfolio by 79% during 1996.

     Commercial customers in Puerto Rico also benefited from the implementation of strategies tailored to different market segments. In coordination with The Wharton School of the University of Pennsylvania, Banco Popular's corporate customers benefited from seminars on subjects such as hyper competition, family-owned businesses and succession planning. Banco Popular's small and middle market benefited from special programs such as "Banca del Ferretero" in which Banco Popular provides hardware stores specialized financing arrangements for their customers. Also, FlexiCuenta, our commercial account, was enhanced and re-launched during 1996. This product provides customers with checking, investment features and a line of credit, all in the same account and tailored to the individual needs of the commercial customer. These efforts contributed significantly to an increase in the commercial loan portfolio and commercial fee income of 14% and 10%, respectively, when compared to the previous year.

     These strategies and the plans that have been set in motion for the coming years have focused on developing new and innovative ways to profitably service all segments of the market. In December, BanPonce signed an agreement to purchase Roig Commercial Bank, a full-service, commercial bank with approximately $900 million in assets, $656 million in deposits and 25 branches. Roig Commercial Bank, established in 1922, has a long history of service and success in the Puerto Rican financial services market. The completion of this acquisition will strengthen the Corporation's retail and commercial delivery franchise throughout Puerto Rico and will help Banco Popular provide better service to customers in the eastern region where Roig branches are located.

                            (PHOTO In-Store Branch)

ABOVE: THE NEW BRANCHES FOCUS ON THE SALE OF PRODUCTS AND SERVICES INSTEAD OF TRADITIONAL TRANSACTIONS.

Below: In-store branches offer more convenience and extended hours.

Electronic Services
Compounded Annual Growth Rate  (since services establishment)

(services)          (percentage)

ATM                      23

POS                      53

TeleBanco               187

TelePago                451

                  BanPonce Corporation - 1996 Annual Report


                   (PHOTO) Computerized Arts Graphic Design



EXPANDING OUR BUSINESS FRANCHISE
in the Caribbean and the United States

                        Expanding Our Business Franchise

                   (PHOTO) Computerized Arts Graphic Design

        BanPonce's coordinated expansion strategy in the continental United States market and in the Caribbean and Latin America is based on two of the Corporation's competitive advantages: its familiarity with the U.S. Hispanic market and BanPonce's expertise in electronic payment systems.

                   BanPonce Corporation - 1996 Annual Report

The expansion in the United States has been mostly in areas with a high concentration of Hispanics.

                (PHOTO) Four Persons Poses as Hispanic Family

By renaming banks acquired in the United States as Banco Popular and entering new markets, such as Florida, as well as Equity One's expansion, the Corporation is on its way to establish a national brand that will support BanPonce's expansion efforts in the United States and in the Caribbean and Latin America.

     Through strategic acquisitions in California and Illinois, BanPonce's deposits and loan portfolios in the United States have grown significantly to attain the efficiency and economies of scale necessary to enhance the profitability of these operations. In September, the acquisition of CombanCorp, a $70-million asset bank holding company in the Los Angeles County, was finalized. CombanCorp's three branches, formerly operating as Commerce National Bank, were renamed Banco Popular N.A. (California), increasing the Corporation's presence in the Los Angeles area to $140 million in assets and a total of four branches at year end.

     In Illinois, Pioneer Bank, which was acquired in 1994 with approximately $468 million in assets and five branches was renamed Banco Popular (Illinois). In addition, in 1996 BanPonce agreed to purchase AmericanMidwest Bank and Trust (National Bancorp Inc.) and Capitol Bank & Trust and Capitol Bank of Westmont (CBC Bancorp). These institutions will add five additional branches and $490 million in assets. During 1996, we also entered a new and important market by signing a definite agreement to acquire Seminole Bank in the city of Sanford, north of Orlando, Florida. This is a highly attractive market for Banco Popular, with a high

                        Expanding Our Business Franchise

concentration of Hispanic population, much of which are Puerto Ricans who have moved into the area within the past 10 years. All of these acquisitions are currently awaiting the necessary regulatory approvals.

     Equity One, the Corporation's consumer finance subsidiary in the United States, reached $1.1 billion in assets and increased its presence by establishing 11 new branches, for a total of 102 branches located throughout 28 states. During 1996, Equity One expanded its loan products by offering FHA and VA mortgage loans.

     By renaming banks acquired in the United States as Banco Popular and entering new markets, such as Florida, as well as Equity One's expansion, the Corporation is on its way to establish a national brand that will support BanPonce's expansion efforts in the United States and in the Caribbean and Latin America.

     In addition to establishing electronic initiatives in the Dominican Republic and Costa Rica as part of the Corporation's diversification strategy, Banco Popular acquired a 20% equity stake of Citizens Bank in Jamaica in March 1996. Located in the city of Kingston, Citizens, with approximately $350 million in assets, has 14 branches throughout the island and is the third largest bank in terms of assets. This acquisition strengthens the Corporation's expansion in the Caribbean.

(GRAPH) [Income from the U.S. and Caribbean Region (percentage of total income]


          Equity One now has 102 branches spread throughout 28 states.

U.S. Expansion

Chicago, IL
New York, NY
Los Angeles, CA

Banking States
--------------
California                                   4         [PHOTO]
Illinois                                     5
New Jersey                                   6         Chicago City
New York                                    29
Florida*                                     3         New York City
TOTAL OFFICES                               47
                                                       Los Angeles City
Non-Banking States - Equity One, Inc.
-------------------------------------
Alabama                                      1
Connecticut                                  1
Delaware                                     1
Florida                                      9
Georgia                                      2
Illinois                                     2
Indiana                                      2
Iowa                                         1
Kentucky                                     4
Maine                                        1
Maryland                                     2
Massachusetts                                2
Michigan                                     2
Minnesota                                    1
Missouri                                     1
New Hampshire                                1
New Jersey                                   6
New York                                     1
North Carolina                              17
Ohio                                         1
Pennsylvania                                 5
Rhode Island                                 1
South Carolina                              10
Tennessee                                    3
Utah                                         1
Virginia                                    21
West Virginia                                2
Wisconsin                                    1
TOTAL OFFICES                              102

*Pending completion of acquisition

(GRAPH) U.S. Geographic Presence of BanPonce Corporation Subsidiary

BanPonce Corporation - 1996 Annual Report


                    (PHOTO) Computerized Arts Graphic Design



DIVERSIFYING OUR FINANCIAL SERVICES
to offer more alternatives to our customers

                      Diversifying Our Financial Services

                    (PHOTO) Computerized Arts Graphic Design

     During 1996, BanPonce continued to diversify its sources of income by providing our customers with more investment products and services, electronic payment alternatives, and by exporting the Corporation's technological expertise to the Dominican Republic and Costa Rica. In addition, BP Capital Markets, Popular Leasing, Popular Mortgage, Equity One and Best Finance, BanPonce's investment banking, leasing, mortgage and consumer finance subsidiaries, continued expanding their businesses to provide non-traditional banking products and services. At year end 14% of the Corporation's income derived from these non-traditional banking sources.

                   BanPonce Corporation - 1996 Annual Report

                  (PHOTO) A group of employees giving support


Banco Popular is capitalizing on its technological expertise to service other banks in the region.

BanPonce's diversification efforts have also focused on providing innovative alternatives to electronically process payments.

     In February, in conjunction with PaineWebber (Puerto Rico) Inc., BanPonce structured and launched its fourth Puerto Rico Investors Tax-Free Fund. The Puerto Rico Tax-Free Target Maturity Fund, an additional investment fund, was also offered during the year. These funds are non-diversified closed-end management investment funds that provide local investors with a high-level of tax-exempt current income. At year end these funds had approximately $816 million, which generated $2.4 million in management and administration fees.

     BanPonce's diversification efforts have also focused on providing innovative alternatives to electronically process payments. During 1996, Banco Popular and Cruz Azul, the second largest medical insurance provider in Puerto Rico, established a partnership to electronically process payments from the insurer to doctors. This system eliminates paper-based transactions and facilitates processing by including all coverage information on the card, thus accelerating payments and reducing fraud and claims. By year end, terminals had been installed in almost 3,000 physicians' offices, generating 38,000 monthly transactions. The success in this area has prompted a bank in Chile and one in the Philippines to consult with Banco Popular on how to establish similar systems in their respective countries.

     Emerging markets abound in the Caribbean and Central American region and possibilities for profits and growth exist in these markets for those willing to search for opportunities and take the risk. Being in the region, Banco Popular is in a unique position to identify these opportunities and capitalize on our technological expertise, particularly in electronic networks and transaction processing. Thus, in April of 1996, Banco Popular began to operate ATH Dominicana, a joint venture with Codetel, the largest Dominican Republic telephone company, and Banco Popular Dominicano, the

                        (PHOTO) a hand showing ATH Card

Diversifying Our Financial Services

country's largest bank (no relation to BPPR), to provide ATM switching and driving services to banks, and establish the first ATM network in the country. By year end, ATH Dominicana connected seven banks and was operating a network of 102 machines. Building on this network, we are currently expanding our electronic services and establishing a point-of-sale network in that country.

     Similarly, in June 1996 the Corporation reached an agreement with 16 Costa Rican banks to provide ATM switching and driving services. This network should be in operation by the first quarter of 1997, and by year end should be composed of approximately 200 automatic teller machines.

     BanPonce's non-banking subsidiaries also expanded their reach and businesses during 1996. BP Capital Markets, the Corporation's investment banking subsidiary, managed 18 transactions totaling over $2.4 billion. Of these, 12 were completed in Puerto Rico and six in the United States. BP Capital Markets actively participated in the financing of tourism-related projects in Puerto Rico, such as the Westin Rio Mar Beach Resort & Country Club, The Ritz-Carlton San Juan Hotel & Casino, Hostal El Convento and Hampton Inn Hotel. Over the past three years, the hotel sector has been booming on the island and BP Capital's business has reflected this trend.

     Popular Leasing, Banco Popular's leasing subsidiary, completed the consolidation of operations with Velco, BanPonce's leasing subsidiary. It also opened a new location in Humacao for a total of eight locations throughout Puerto Rico. During the year, Popular Leasing expanded its products offering by providing insurance premium financing services.

     Popular Consumer Services, Inc. (d/b/a Best Finance), Banco Popular's consumer loan subsidiary, expanded from 30 to 35 offices in Puerto Rico, and had asset growth of over 19%. Best Finance also expanded significantly its new second mortgage business, which tripled during 1996.


ATH Dominicana

Number of Machines                 Number of Transactions
------------------                 ----------------------
3/96      12/96                        3/96       12/96

61         102                       275,000      566,000



    Banco Popular established ATM networks to provide switching and driving services in the Dominican Republic and Costa Rica.


          (GRAPH) Dominican Republic and Costa Rica geographic map

                   BanPonce Corporation - 1996 Annual Report

                   (PHOTO) Computerized Arts Graphic Design:


ENHANCING OUR COMMITMENT
TO A QUALITY ORGANIZATION
to better serve our customers

               Enhancing Our Commitment to a Quality Organization


                    (PHOTO) Computerized Arts Graphic Design


     Expanding on our established commitment with Total Quality and excellence in everything we do, this year we have taken additional steps with the clear objective of positioning the Corporation for the challenges of the new century. New businesses, in new geographical areas, and increased client sophistication and service expectations will require that the Corporation and its employees possess the ability to constantly innovate to maintain BanPonce's competitive edge and remain the financial service provider of choice at all times.

                   BanPonce Corporation ~ 1996 Annual Report

                      (PHOTO) - Two employee on a Teamwork

     Above: Through coaching and training, teamwork was emphasized in 1996.
Below: The Bank developed a new corporate image for branch employees in Puerto Rico.

     To accomplish this goal successfully, employees have to be provided with the necessary environment, skills and tools to meet the constantly changing requirements of the financial services industry.

     Throughout the year, several strategies were implemented to improve organizational effectiveness and strengthen the individual capacities of the employees.

     During 1996, we made considerable inroads as we introduced initiatives to optimize the effectiveness of the organizational system. We concentrated our efforts in aligning individual and collective efforts throughout the Corporation toward the achievement of high-priority issues. We made headway in facilitating the necessary discipline to accomplish objectives in a coordinated and synchronized fashion. Some of the initiatives put in place during the year included the complete revision of the strategic planning process, the introduction of service agreement contracts between areas of the Bank, team training for personnel in newly established branches and the implementation of re-engineering techniques to make processes more efficient and generate savings.

     The strategic planning process was refocused to facilitate coordination within units. The implementation of this new system has resulted in improved teamwork, coordination and prioritization. Similarly, the established service agreements between the Operations Group and the Retail Banking and Commercial Banking groups have achieved a more clear understanding of the needs of the involved parties with the main objective of working together to offer improved customer service. Re-engineering of the purchasing and platform processes have also resulted

(PHOTO) - Two employee modeling the new uniforms for Branch personnel

               Enhancing Our Commitment to a Quality Organization

             (PHOTO) - A group of Employees attending to a Workshop


Above: Trainings have been instrumental in improving customer service.

Below Left: Our branch facilities and well-trained personnel reflect an emphasis on a sales and service culture.

Below Right: The Bank's training center disseminates the Total Quality philosophy across the Corporation.

in substantial improvements in customer service and significant cost reductions. In addition to these initiatives, we continued our Total Quality efforts through the implementation of Process Improvement Teams in key businesses and departments. The effectiveness of the organizational system is only possible if the individual capabilities of the employees are also strengthened. During the year, a corporatewide survey was conducted in Puerto Rico to ensure that the initiatives that are being implemented were responding to the needs of the Corporation and employees.

     Individual initiatives to strengthen the capabilities of our employees included a new corporate image that comprises stylish new uniforms, attitude training and a new merchandising system. These individual initiatives are being supported by the implementation of a new evaluation system that promotes increased differentiation between high and low performers.

     Proud of the achievements in this area during 1996, we recognize that to accomplish the long-term goals of Total Quality will require that each employee begin each work day with a renewed commitment to do things right the first time and basing all decisions with the customer in mind.

(PHOTO) - A employee attending a customer

(PHOTO) - Exhibition At Training Center

                   BanPonce Corporation - 1996 Annual Report


                  (PHOTO) - Computerized Arts Graphic Design:


COMMUNITY INVOLVEMENT
enhancing the social and economic conditions of the communities we serve

                             Community Involvement

                  (PHOTO) - Computerized Arts Graphic Design:


        The economic welfare of a business is closely tied to the welfare of its surrounding community. Since 1893 Banco Popular and its employees have recognized these by actively participating and contributing to all aspects of community life.

                   BanPonce Corporation - 1996 Annual Report

                    (PHOTO) - Children at Education Program


ABOVE: THE BANCO POPULAR FOUNDATION SUPPORTS GROUPS PRIMARILY WORKING IN THREE
AREAS: COMMUNITY DEVELOPMENT, EDUCATION AND HEALTH.

BELOW: THE BANK RAISED FUNDS TO HELP NEEDY INSTITUTIONS AFFECTED BY THE
HURRICANE.

     More importantly, over the years Banco Popular has readily responded in times of need. In 1996, Puerto Rico was hit by Hurricane Hortense. Banco Popular immediately reactivated its Reconstruction Fund with an initial donation of $100,000 and invited the public to contribute to the fund. Jointly with the Fondo Dotal Enrique Marti Coll and the Caimito Tree Nursery, Banco Popular promoted a tree sale to replace those destroyed by the hurricane and to help raise money for the Reconstruction Fund. The fund raised a total of $150,000, which was distributed among 13 institutions that suffered severe damages. In New York, Bank employees fully participated in a telethon and other activities to help raise funds for hurricane victims on the island.

     Similarly, in Costa Rica, where Banco Popular is establishing an ATH network, the Corporation donated $25,000 to help relief efforts after Hurricane Cesar hit the country.

     The most significant community work of the Corporation is done through the Banco Popular Foundation, a non-profit organization established in 1979 to support efforts dedicated to enhancing the quality of life of Puerto Ricans. Through the Foundation, grants and donations are channeled to organizations that have high community participation and which are primarily dedicated to promoting community development, education and health.

     The Banco Popular Foundation has quickly risen to the forefront of non-profit organizations on the island because of its generosity and the quality of the projects it has chosen to support.

     Last year, the Foundation undertook over 15 major projects. The highlight of the year was the project to expand the Jane Stern Dorado Community Library with the adoption of an innovative campaign, designed to promote local contributions. The Foundation made possible for them to match contributions for their expansion program.

     Additionally, the Foundation continued to invest in community development projects, housing development for disadvantaged communities, cultural organizations, AIDS support groups and organizations that work with the homeless.

     The well-being of a country rests primarily on the solid education of its leaders. The Rafael Carrion Jr. Scholarship awarded its second scholarship for a Puerto Rican student to attend The Wharton School of the University of Pennsylvania. This scholarship is designed to enhance the quality of the future business leaders of the island.

FONDO DE RECONSTRUCCION
BANCO POPULAR 1996

                     Community Involvement

     Aside from this scholarship, the Foundation has a strong college scholarship program for the sons and daughters of employees. In 1996, this program significantly grew, as the Foundation granted 82 scholarships, up from 64 in 1995.

     Banco Popular also administers a donations program independent of the Foundation. During the course of 1996, over 1,000 donations were made to support a wide range of activities, from the purchase of uniforms for Little League teams to partially funding drug prevention campaigns.

     Approximately 50% of the funds in 1996 were distributed to community civic organizations. The remaining funds were distributed among educational institutions or scholarships, cultural affairs and sport activities.

     The Bank contributed to Puerto Rico's international presence in sports by being a major sponsor of the World Gymnastic Championship held in San Juan. It also actively participated in activities related to the visit of the International Olympic Committee's evaluating commission to San Juan, as one of the cities bidding for the 2004 Games.

     Major support for cultural activities is also one of the Bank's strengths. Opera, theater, popular music and the annual Ponce Museum of Art fund-raising gala are some of the areas in which the Bank plays a major role in enriching community life. For the fourth consecutive year, the Bank produced a musical documentary with the participation of more than 20 local and international artists. The latest program, Al Compas de un Sentimiento, was a tribute to the great Puerto Rican composer Pedro Flores, who was also acclaimed in many Latin American countries. It was broadcast as a Christmas gift to the people of Puerto Rico and Hispanic populations in United States markets in which the Bank has a presence.

     During the year, the Bank continued to contribute to the enrichment of public discourse by organizing two major exhibits at the Rafael Carrion Pacheco Exhibition Hall in San Juan. Over 6,000 people visited The Disposable Island:
The Garbage Problem in Puerto Rico, which had been inaugurated in the fourth quarter of 1995. Many more people visited the exhibit to listen to guest lecturers.

     In the last quarter, Banco Popular opened its 11th exhibition: Ready! Puerto Rico in International Sports (1930-2004). This exhibit drew record crowds in 1996. Over the years, sports have acted as a unifying element contributing to personal and collective advancement.

     Active community participation is not limited to the Corporation and Banco Popular. Many of the Bank's employees are active members in civic organizations throughout the island, contributing many hours to improving their surroundings. This proactive stance is not limited to Puerto Rico; many of the Bank employees in New York have been actively involved in events designed to raise funds for worthy causes such as the March of Dimes, AidsWalk and Making Strides.

Whether through the Foundation, the Bank, or through its thousands of employees, the Corporation endeavors to enrich the quality of the communities it serves.

Above: Sports-related activities are actively supported by the Bank.

Below left: The Bank produced and broadcast its fourth musical documentary as a gift to the communities it serves.

(PHOTO) - Athletes at Track & Field starting Line

(PHOTO) - Mr. Richard L. Carrion presented a musical documentary Al Compas de un Sentimentio.

(PHOTO) - Banco Popular Foundation Library

Lines of Business

Lines of Business (by location)

COMMERCIAL BANKING/
SAVINGS AND LOANS

PUERTO RICO
BANCO POPULAR
-       Full-service commercial and retail banking subsidiary.
-       Established in 1893.
-       Total assets of $11.0 billion.
-       Largest branch network in Puerto Rico with 178 branches.
-       Most extensive ATM network "ATH" (at all times) with 327 ATMs.
-       Leader in deposit market with $8.1 billion.
-       Leader in loan market with $5.8 billion.
-       Dominant player in electronic services.
- Banco Popular has at least one relationship with 66.6% of the banking consumer market in Puerto Rico.

UNITED STATES
BANCO POPULAR
(NEW YORK, CALIFORNIA AND ILLINOIS)

-       Banco Popular branch network operating in New York, California and
        Chicago.
-       Opened first branch in 1961.
-       Total assets of $2.4 billion, and $2 billion in deposits.
-       Largest Hispanic branch network.
- Operates 29 branches in the New York City area, four in Los Angeles county, and five in Chicago.
-       Focus on serving individual, small businesses, and mortgage lending.

BANCO POPULAR, FSB (NEW JERSEY)

- Subsidiary of BanPonce Financial Corp.; a federal savings bank operating six branches in New Jersey.
- Total assets of $317 million, $212 million in total deposits and $142.6 million in total loans.
-       Established through the acquisition of the former Carteret Federal
        Savings Bank.

CARIBBEAN
BANCO POPULAR
(BRITISH AND U.S. VIRGIN ISLANDS)
-       Banco Popular branch network in British and U.S. Virgin Islands.
-       Entered the Virgin Islands market in 1981.
-       Total assets of $620 million and $466 million deposits.
- Largest bank in the U.S. Virgin Islands with approximately 30% market share.
- Operates seven branches in the U.S. Virgin Islands and one in Tortola, British Virgin Islands; two consumer credit centers and two mortgage centers.

MORTGAGE BANKING
PUERTO RICO
POPULAR MORTGAGE, INC.
(D/B/A PUERTO RICO HOME MORTGAGE)
-       BANCO POPULAR'S MORTGAGE BANKING SUBSIDIARY.
-       Acquired in April 1995.
-       Total assets of $155 million.
-       Operates four offices located in the San Juan metropolitan area.

LEASING BUSINESS
PUERTO RICO
POPULAR LEASING AND RENTAL, INC.

- Popular Leasing, established in 1989, is engaged in finance leasing, equipment leasing and daily motor and equipment rental in the Puerto Rico market.
-       Total assets of $566 million.
-       Operates five sales offices and eight daily rental outlets.

UNITED STATES
POPULAR LEASING USA

-       Recently established subsidiary to offer small ticket equipment leasing.

CONSUMER FINANCE
PUERTO RICO
POPULAR CONSUMER SERVICES, INC.
(D/B/A BEST FINANCE)

-       Small loan and secondary mortgage subsidiary.
-       Established in 1970, acquired by BanPonce in 1987.
- Total assets of $116 million, with more than 54,000 accounts and $116 million in loans.
-       Five new offices were opened in 1996 for a total of 35.

UNITED STATES
EQUITY ONE, INC.

- Banco Popular, FSB; subsidiary engaged in the business of personal and mortgage loans and retail financing.
-       Established in 1989, acquired by BanPonce in 1991.
-       Total assets of $1.1 billion.
- Increased number of offices from 91 to 102; opened operations in two new states for a total of 28 states.

INVESTMENT BANKING
PUERTO RICO
BP CAPITAL MARKETS, INC.

- Securities broker-dealer in Puerto Rico, with brokerage, financial advisory, investment and security brokerage operations.
-       Acquired from CS First Boston in April 1995.
- Executed a large variety of transactions that included public finance, corporate finance, asset finance, mortgage finance, real estate, investment funds, and merger and acquisition transactions.
- Provided underwriting and/or investment banking services in 18 financing transactions totaling approximately $2.4 billion.

PROCESSING SERVICES
CARIBBEAN
ATH DOMINICANA

- Joint venture with Banco Popular Dominicano and Codetel to establish the ATH network.
- By year end seven banks were connected to the network, which operated 102 ATM machines.

ATH COSTA RICA

- Reached an agreement with 16 Costa Rican banks to provide ATM switching and driving services.

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

ALFONSO F. BALLESTER
Vice Chairman of the Board
President
Ballester Hermanos, Inc.

ANTONIO LUIS FERRE
Vice Chairman of the Board
President
El Nuevo Dia

JUAN J. BERMUDEZ
Partner
Bermudez & Longo, S.E.

FRANCISCO J. CARRERAS
Educator
Executive Director
Fundacion Angel Ramos, Inc.

DAVID H. CHAFEY JR.
Senior Executive Vice President
BanPonce Corporation and
  Banco Popular de Puerto Rico

LUIS E. DUBON JR., ESQ.
Partner
Dubon & Dubon


HECTOR R. GONZALEZ
President
Chief Executive Officer
TPC Communications of
  PR, Inc., and Teleponce Cable
  TV, Inc.

JORGE A. JUNQUERA
Senior Executive Vice President
BanPonce Corporation and
  Banco Popular de Puerto Rico

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

JOSE A. BECHARA BRAVO
President
Empresas Bechara Inc.

JUAN J. BERMUDEZ
Partner
Bermudez & Longo, S.E.

ESTEBAN D. BIRD
President
Chief Executive Officer
Bird Construction Company, Inc.

FRANCISCO J. CARRERAS
Educator
Executive Director
Fundacion Angel Ramos, Inc.

DAVID H. CHAFEY JR.
Senior Executive Vice President
BanPonce Corporation and
  Banco Popular de Puerto Rico

LUIS E. DUBON JR., ESQ.
Partner
Dubon & Dubon

HECTOR R. GONZALEZ
President
Chief Executive Officer
TPC Communications of
  PR, Inc., and Teleponce Cable
  TV, Inc.

JORGE A. JUNQUERA
Senior Executive Vice President
BanPonce Corporation and
  Banco Popular de Puerto Rico

FRANKLIN A. MATHIAS
Retired Executive

MANUEL MORALES JR.
Principal
Selarom Capital Corp.

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

ROBERTO R. HERENCIA
Executive Vice President

LARRY B. KESLER
Executive Vice President

HUMBERTO MARTIN
Executive Vice President

EMILIO E. PINERO FERRER, ESQ.
Executive Vice President

CARLOS ROM JR.
Executive Vice President

  AMILCAR L. JORDAN, ESQ.
  Senior Vice President

  FELIX VILLAMIL
  Senior Vice President

BANCO POPULAR

RICHARD L. CARRION
Chairman
President
Chief Executive Officer

SENIOR MANAGEMENT COUNCIL

RICHARD L. CARRION
President
Chief Executive Officer

DAVID H. CHAFEY JR.
Senior Executive Vice President

JORGE A. JUNQUERA
Senior Executive Vice President

MARIA ISABEL P. DE BURCKHART
Executive Vice President

ROBERTO R. HERENCIA
Executive Vice President

LARRY B. KESLER
Executive Vice President

HUMBERTO MARTIN
Executive Vice President

EMILIO E. PINERO FERRER, ESQ.
Executive Vice President

CARLOS ROM JR.
Executive Vice President

OFFICE OF THE PRESIDENT

  TERE LOUBRIEL
  Senior Vice President
  Total Quality

  BRUNILDA SANTOS DE ALVAREZ,
  ESQ.
  Senior Vice President
  Legal Division

  FELIX VILLAMIL
  Senior Vice President
  Internal Auditor

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

  ELI SEPULVEDA JR.
  Senior Vice President
  Arecibo/Manati Region

  JUAN GUERRERO
  Senior Vice President
  Financial and Investment
  Services

  NESTOR O. RIVERA
  Senior Vice President
  Retail Banking

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

  VALENTINO I. MCBEAN
  Senior Vice President
  Virgin Islands Region


COMMERCIAL BANKING GROUP

EMILIO E. PINERO FERRER, ESQ.
Executive Vice President

  ARNALDO SOTO COUTO
  Senior Vice President
  Construction Loans

  CYNTHIA TORO
  Senior Vice President
  Business Banking

  RICARDO TORO
  Senior Vice President
  Corporate Banking

  MARIA FUENTES
  Vice President
  Structured Finance

FINANCIAL MANAGEMENT GROUP

JORGE A. JUNQUERA
Senior Executive Vice President

  ROBERTO R. HERENCIA
  Executive Vice President
  U.S. Expansion

  CARLOS ROM JR.
  Executive Vice President
  Caribbean and Latin America
  Expansion

  RICHARD BARRIOS
  Senior Vice President
  Investments and Treasury

  ORLANDO BERGES
  Senior Vice President
  New York/New Jersey Region

  LUIS R. CINTRON, ESQ.
  Senior Vice President
  Trust

  AMILCAR L. JORDAN, ESQ.
  Senior Vice President
  Comptroller

  IVAN PAGAN
  Vice President
  Mergers and Acquisitions

ADMINISTRATION GROUP

MARIA ISABEL P. DE BURCKHART
Executive Vice President

  EDUARDO RODRIGUEZ
  Senior Vice President
  Human Resources

  LUIS F. RODRIGUEZ VILLAMIL
  Senior Vice President
  Marketing

  LUZ M. TOUS DE TORRES
  Senior Vice President
  Corporate Real Estate

  GINORIS LOPEZ-LAY
  Vice President
  Strategic Planning

  EVELYN VEGA SELLA
  Vice President
  Public Relations and
  Communications


OPERATIONS GROUP

HUMBERTO MARTIN
Executive Vice President

  SEGUNDO BERNIER
  Senior Vice President
  Operations

  VICTOR V. ECHEVARRIA
  Senior Vice President
  Management Information
  Systems

  EDUARDO FIGUEROA
  Senior Vice President
  Electronic Banking Services

  PLINIO RODRIGUEZ
  Senior Vice President
  Security

  MARGARITA HERRERA, ESQ.
  Vice President
  Consumer Compliance

  RAFAEL LUGO SOTOMAYOR, ESQ.
  Vice President
  Financial Compliance

  MARTA RAMOS
  Vice President
  Community Reinvestment

OTHER SUBSIDIARIES


BP CAPITAL MARKETS, INC.

KENNETH MCGRATH
President

BANCO POPULAR (ILLINOIS)

S. MICHAEL POLANSKI
President

BANCO POPULAR, FSB

RICHARD L. CARRION
President

BANCO POPULAR N.A. (CALIFORNIA)

RICHARD F. DEMERJIAN
President

EQUITY ONE, INC.

THOMAS J. FITZPATRICK
President

POPULAR CONSUMER SERVICES, INC.

D/B/A BEST FINANCE
Edgardo Novoa
President

POPULAR LEASING AND RENTAL, INC.

ANDRES F. MORRELL
President

POPULAR LEASING USA

BRUCE D. HORTON
President

POPULAR MORTGAGE, INC.

D/B/A PUERTO RICO HOME
  MORTGAGE
CHURCHILL CAREY
President

                                      10-K
                               FINANCIAL SUMMARY

STOCKHOLDERS' INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS
Price Waterhouse

ANNUAL MEETING
The 1997 annual stockholders' meeting of BanPonce
Corporation will be held on Friday, April 25, at 10:00 a.m.
at Centro Europa Building in San Juan, Puerto Rico.
         Telephone (787) 765-9800
         Fax (787) 759-7803

ADDITIONAL INFORMATION
Copies of the Annual Report to the Securities and Exchange Commission on Form 10-K and any other financial information may be obtained by writing to:
         Amilcar L. Jordan
         Senior Vice President
         Banco Popular de Puerto Rico
         PO Box 362708
         San Juan, PR 00936-2708

DESIGN:

BD&E Inc., Pittsburgh,Pennsylvania

ILLUSTRATION:
Raul Colon

PHOTOGRAPHY:
Mark Bolster

PRINTING:
Arthurs-Jones, Inc.