Form 10-K, Exhibit 13
period 1998-12-31
POPULAR INC
filed 1999-03-26
CIK 763901

                                  BANCO POPULAR

                                     [LOGO]


                       [COMPUTERIZED ARTS GRAPHIC DESIGN]



                               1998 ANNUAL REPORT

                                 20-Year Summary



(Dollars in millions, except
per common share data)             1979      1980       1981       1982       1983       1984       1985       1986       1987
Selected Financial Information
 Net Interest Income            $  110.6   $  130.0   $  135.9   $  151.7   $  144.9   $  156.8   $  174.9   $  184.2   $  207.7
 Non Interest Income                13.5       14.2       15.8       15.9       19.6       19.0       26.8       41.4       41.0
 Operating Expenses                 88.8      101.3      109.4      121.2      127.3      137.2      156.0      168.4      185.7
 Net Income                         18.2       23.5       24.3       27.3       26.8       29.8       32.9       38.3       38.3
--------------------------------------------------------------------------------------------------------------------------------
 Total Assets                   $2,472.0   $2,630.1   $2,677.9   $2,727.0   $2,974.1   $3,526.7   $4,141.7   $4,531.8   $5,389.6
 Net Loans                         974.1      988.4    1,007.6      976.8    1,075.7    1,373.9    1,715.7    2,271.0    2,768.5
 Deposits                        2,045.8    2,060.5      211.7    2,208.2    2,347.5    2,870.7    3,365.3    3,820.2    4,491.6
 Total Stockholders' Equity        112.4      122.1      142.3      163.5      182.2      203.5      226.4      283.1      308.2
--------------------------------------------------------------------------------------------------------------------------------
 Market Capitalization          $   70.3   $   45.0   $   66.4   $   99.0   $  119.3   $  159.8   $  216.0   $  304.0   $  260.0
 ROA                                0.79%      0.92%      0.90%      0.96%      0.95%      0.94%      0.89%      0.88%      0.76%
 ROE                               17.56%     19.96%     18.36%     17.99%     15.86%     15.83%     15.59%     15.12%     13.09%

Per Common Share(1)
 Earnings                       $   0.25   $   0.34   $   0.34   $   0.38   $   0.37   $   0.41   $   0.46   $   0.50   $   0.48
 Dividends (Declared)               0.06       0.07       0.06       0.08       0.11       0.12       0.14       0.15       0.17
 Book Value                         1.53       1.66       1.93       2.22       2.47       2.76       3.07       3.46       3.77
 Market Price                       0.98       1.01       0.92       1.38       1.66       2.22       3.00       4.00       3.34

Assets by Geographic Area
 Puerto Rico                       96.54%     95.53%     94.65%     94.63%     93.70%     91.31%     92.42%     91.67%     94.22%
 United States                      3.46%      4.47%      5.14%      5.01%      5.23%      7.52%      6.47%      7.23%      5.01%
 Caribbean                          0.00%      0.00%      0.22%      0.36%      1.07%      1.17%      1.11%      1.10%      0.77%
--------------------------------------------------------------------------------------------------------------------------------
      Total                       100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%

Traditional Delivery System
 Banking Branches
  Puerto Rico                        110        110        110        110        112        113        115        124        126
  Virgin Islands                                             1          2          3          3          3          3          3
  United States                        8          7          7          7          6          9          9          9          9
  Banco Fiduciario (D.R.)
--------------------------------------------------------------------------------------------------------------------------------
      Subtotal                       118        117        118        119        121        125        127        136        138
--------------------------------------------------------------------------------------------------------------------------------
 Non-Banking Offices
    Equity One
    Popular Cash Express
    Popular Finance                                                                                                           14
    Popular Leasing
    Popular Leasing, U.S.A
    Popular Mortgage
    Popular Securities
--------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                                                                                                14
--------------------------------------------------------------------------------------------------------------------------------
      Total                          118        117        118        119        121        125        127        136        152

Electronic Delivery System
 ATMs
  Owned
    Puerto Rico                                                                   30         78         94        113        136
    Caribbean                                                                                                                  3
    United States
--------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                                                    30         78         94        113        139
--------------------------------------------------------------------------------------------------------------------------------
  Driven
    Puerto Rico                                                                               6         36         51         55
    Caribbean
--------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                                                                6         36         51         55
--------------------------------------------------------------------------------------------------------------------------------
      Total                                                                       30         84        130        164        194

Transactions (in millions)
 Electronic Transactions                                                         0.6        4.4        7.0        8.3       12.7
 Items Processed                    88.9       94.8       96.9       98.5      102.1      110.3      123.8      134.0      139.1

Employees (FTEs)                   3,659      3,838      3,891      3,816      3,832      4,110      4,314      4,400      4,699

(1) Per common share data adjusted for stock splits.

  1988       1989        1990      1991        1992        1993        1994        1995        1996        1997        1998
$  232.5   $  260.9   $  284.2   $  407.8   $   440.2   $   492.1   $   535.5   $   584.2   $   681.3   $   784.0   $   873.0
    54.9       63.3       70.9      131.8       124.5       125.2       141.3       173.3       205.5       247.6       291.2
   195.6      212.4      229.6      345.7       366.9       412.3       447.8       486.8       541.9       636.9       720.4
    47.4       56.3       63.4       64.6        85.1       109.4       124.7       146.4       185.2       209.6       232.3
-----------------------------------------------------------------------------------------------------------------------------
$5,706.5   $5,972.7   $8,983.6   $8,780.3   $10,002.3   $11,513.4   $12,778.4   $15,675.5   $16,764.1   $19,300.5   $23,204.8
 3,096.3    3,320.6    5,373.3    5,195.6     5,252.1     6,346.9     7,781.3     8,677.5     9,779.0    11,376.6    13,077.8
 4,715.8    4,926.3    7,422.7    7,207.1     8,038.7     8,522.7     9,012.4     9,876.7    10,763.3    11,749.6    13,716.0
   341.9      383.0      588.9      631.8       752.1       834.2     1,002.4     1,141.7     1,262.5     1,503.1     1,709.1
-----------------------------------------------------------------------------------------------------------------------------
$  355.0   $  430.1   $  479.1   $  579.0   $   987.8   $ 1,014.7   $   923.7   $ 1,276.8   $ 2,230.5   $ 3,350.3   $ 4,602.4
    0.85%      0.99%      1.09%      0.72%       0.89%       1.02%       1.02%       1.04%       1.14%       1.14%       1.14%
   14.87%     15.87%     15.55%     10.57%      12.72%      13.80%      13.80%      14.22%      16.15%      15.83%      15.41%
$   0.59   $   0.70   $   0.79   $   0.54   $    0.70   $    0.84   $    0.92   $    1.05   $    1.34   $    1.50   $    1.65
    0.17       0.20       0.20       0.20        0.20        0.23        0.25        0.29        0.35        0.40        0.50
    4.19       4.69       4.92       5.25        5.76        6.38        6.87        7.91        8.80       10.37       11.86
    4.44       5.38       4.00       4.81        7.56        7.75        7.03        9.69       16.88       24.75       34.00

   93.45%     92.18%     88.59%     86.67%      87.33%      79.42%      75.86%      75.49%      73.88%      73.52%      70.84%
    5.50%      6.28%      9.28%     10.92%      10.27%      16.03%      19.65%      20.76%      22.41%      23.92%      24.92%
    1.05%      1.54%      2.13%      2.41%       2.40%       4.55%       4.49%       3.75%       3.71%       2.56%       4.24%
-----------------------------------------------------------------------------------------------------------------------------
  100.00%    100.00%    100.00%    100.00%     100.00%     100.00%     100.00%     100.00%     100.00%     100.00%     100.00%

     126        128        173        161         162         165         166         166         178         201         198
       3          3          3          3           3           8           8           8           8           8           8
      10         10         24         24          30          32          34          40          44          63          89
                                                                                                                           27
-----------------------------------------------------------------------------------------------------------------------------
     139        141        200        188         195         205         208         214         230         272         322
-----------------------------------------------------------------------------------------------------------------------------
                                       27          41          58          73          91         102         117         128
                                                                                                                           23
      17         18         26         26          26          26          28          31          39          44          48
                  4          9          9           9           8          10           9           8          10          10
                                                                                                                7           8
                                                                                        3           3           3          11
                                                                                                    1           2           2
-----------------------------------------------------------------------------------------------------------------------------
      17         22         35         62          76          92         111         134         153         183         230
-----------------------------------------------------------------------------------------------------------------------------
     156        163        235        250         271         297         319         348         383         455         552

     153        151        211        206         211         234         262         281         327         391         421
       3          3          3          3           3           8           8           8           9          17          59
                                                    6          11          26          38          53          71          94
-----------------------------------------------------------------------------------------------------------------------------
     156        154        214        209         220         253         296         327         389         479         574
-----------------------------------------------------------------------------------------------------------------------------
      68         65         54         73          81          86          88         120         162         170         187
                                                                                                   97         192         265
-----------------------------------------------------------------------------------------------------------------------------
      68         65         54         73          81          86          88         120         259         362         452
-----------------------------------------------------------------------------------------------------------------------------
     224        219        268        282         301         339         384         447         648         841       1,026

    14.9       16.1       18.0       23.9        28.6        33.2        43.0        56.6        78.0       111.2       130.5
   159.8      161.9      164.0      166.1       170.4       171.8       174.5       175.0       173.7       171.9       170.9
   5,131      5,213      7,023      7,006       7,024       7,533       7,606       7,815       7,996       8,854      10,549

Focused on efficiency

Popular, Inc., a bank holding company with $23.2 billion in assets, is a complete financial services provider in Puerto Rico, the United States and the Caribbean. As the leading financial institution in Puerto Rico, the Corporation offers full commercial banking services through its principal subsidiary, Banco Popular, as well as investment banking, auto leasing, and mortgage and personal loans through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic banking franchise, providing banking solutions to the fastest-growing population segment in the country. The Corporation continues to use its technological expertise as a competitive advantage in its Caribbean expansion, and is now exporting its 105 years of retail banking experience to the region. Popular, Inc. has always been committed to meeting the needs of individual and business clients through innovation and to fostering growth in the communities where it does business.

During 1998, Popular, Inc. was organized to reflect its evolution and diversification. This reorganization has afforded the Corporation a corporate structure that supports its continued growth into the next millennium. Popular, Inc. and its over 10,000 employees are focused on improving its processes to proudly continue finding solutions for customers while enhancing shareholder value.

Financial Highlights                 1
Our Business                         2
Our Markets                          3
Our Creed, Our People                4
Letter to Shareholders               5
Values                              14
Community Involvement               15
Management                          18
Directors                           20
Financial Information               21

                           [ORGANIZATIONAL FLOW CHART]

FINANCIAL HIGHLIGHTS


Popular, Inc. has experienced a sustained growth in income and size over the past ten years. This growth has been driven by a well-defined strategy and fueled by acquisitions in different markets.


       NET INCOME                            TOTAL ASSETS
(in millions of dollars)            (in millions of dollars)
       [GRAPH]                               [GRAPH]


While expanding lines of business and geographical boundaries, Popular, Inc. has maintained a consistent level of return, as evidenced by our annual return on average assets and annual return on average equity.


       ROA                                 ROE
    (percentage)                        (percentage)
      [GRAPH]                             [GRAPH]


Capital markets have recognized and rewarded Popular, Inc.'s performance and have demonstrated great confidence in our ability to manage future growth. Since 1996 we have outperformed two of the most significant market indicators, the S&P 500 Index and the S&P Banks Index.


   MARKET CAPITALIZATON                SHAREHOLDERS' RETURN
(in millions of dollars)                    (index)
      [GRAPH]                               [GRAPH]

OUR MARKETS

PUERTO RICO

PROFILE

-        Population of 3.8 million

-        42% of the population has no banking relationship

-        5% annual increase in personal consumption

-        New government incentives to expand capital markets


MAIN BRANDS

Banco Popular
ATH A Toda Hora
Popular Mortgage
Popular Securities
Popular Leasing
Popular Finance

BANCO POPULAR DE PUERTO RICO

The transformation of the distribution system continued with the opening of five non-traditional branches, for a total of 34, which together with the 160 traditional branches, 421 automated teller machines, 18,794 POS terminals, TeleBanco Popular telephone banking and PC Banco system make up the most extensive financial services network in Puerto Rico. It maintains its position as market leader with $9.5 billion in deposits and $7.2 billion in loans. The ATH A Toda Hora network continues to be the most extensive in Puerto Rico, with 608 ATMs and worldwide acceptance of its cards.

POPULAR FINANCE

Engaged in small personal loans and second mortgages. Loan portfolio of $171.3 million. Operates 42 offices and six mortgage centers throughout Puerto Rico.

POPULAR LEASING

Leader in the leasing business in Puerto Rico. A total of 34 account executives offer services from four sales offices. Operates 10 daily rental offices.

POPULAR MORTGAGE

The mortgage origination business in Puerto Rico was consolidated in March 1998. The network expanded with new regional mortgage centers for a total of 11 offices throughout Puerto Rico with 47 representatives.

POPULAR SECURITIES

Expansion continued with addition of 5 retail investment services sales representatives for a total of 36. In the institutional business, more than 25 transactions with a total value of over $6 billion were underwritten.

TRANSACTIONS BY CHANNEL


             [GRAPH]


UNITED STATES

Profile

-        30.5 million Hispanics

-        Hispanics are the fastest-growing population segment

- 77% of the Hispanic population lives in the six states where Popular, Inc. operates

-        Average household income of $40,200

MAIN BRANDS

Banco Popular
Popular Cash Express
Popular Leasing
Equity One

BANCO POPULAR
NORTH AMERICA

The largest U.S. Hispanic bank continued to grow with the acquisition of First State Bank of Southern California and Gore-Bronson Bancorp in Chicago. It operates 32 branches in New York, 19 in Illinois, 14 in California, 10 in New Jersey, 10 in Florida and 4 in Texas (through Banco Popular, N.A. Texas). The national business lines of credit cards, retail mortgages, SBA loans, and small and medium-sized business franchise financing continued to expand.

EQUITY ONE

Engaged in the business of personal and mortgage loan and retail financing to merchants and dealers. Assets reached $1.4 billion. Increased its operations with 11 new offices, for a total of 128 offices in 36 states.

POPULAR LEASING, U.S.A.

Subsidiary that offers small ticket equipment leasing with $36.8 million in assets. Operates 8 offices in 8 states.

POPULAR CASH EXPRESS

A new business for the cashing of checks and money transfers inaugurated in February 1998. A total of 23 offices in New York, California and Florida, and 28 mobile units in California.

BRANCHES

[GRAPH]

CARIBBEAN AND LATIN AMERICA

Profile

-        5% growth in the Dominican Republic's annual National Gross Product

-        Lack of electronic networks in those markets

-        High levels of money transfers from the United States

MAIN BRANDS

Banco Popular
Banco Fiduciario
ATH Dominicana
ATH Costa Rica

BANCO POPULAR IN THE VIRGIN ISLANDS

Network of eight branches in the U.S. and British Virgin Islands since 1981. Four credit centers and three mortgage centers in operation. $497 million in deposits.

BANCO FIDUCIARIO

Investment in the fourth largest bank in the Dominican Republic. A total of $473 million in assets and $320 million in deposits.

Banco Popular de Puerto Rico officers transferred to actively participate in the operation.

ATH DOMINICANA
ATH COSTA RICA

Continuous growth of our electronic networks in the region, with an increase of 71% from the total number of transactions processed the previous year.

ATH DOMINICANA AND ATH COSTA RICA TRANSACTIONS
(in thousands)

[GRAPH}

Our Creed      Banco Popular is a local institution dedicating its efforts exclusively to the enhancement of the social and economic conditions in Puerto Rico and inspired by the most sound principles and fundamental practices of good banking. Banco
               Popular pledges its efforts and resources to the development of a banking service for Puerto Rico within strict commercial practices and so efficient that it could meet the requirement of the most progressive community of the world.

               These words, written in 1928 by Don Rafael Carrion Pacheco, Executive Vice President and President (1927-1956), embody the philosophy of Banco Popular de Puerto Rico and Popular, Inc.


Our People     The men and women who work for our institution, from the highest executive to the employees who handle the most routine tasks, feel a special pride in serving our customers with care and dedication. All of them feel the personal satisfaction of belonging to the "Banco Popular Family", which fosters affection and understanding among its members, and which at the same time firmly complies with the highest ethical and moral standards of behavior.

               These words by Don Rafael Carrion Jr., President and Chairman of the Board (1956-1991) were written in 1988 to commemorate the 95th anniversary of Banco Popular de Puerto Rico and evidence the commitment of Popular, Inc. employees.

LETTER TO SHAREHOLDERS


[PHOTO]
Richard L. Carrion, Chairman, President and Chief Executive Officer

During 1998 we continued on the course set several years ago. Major initiatives have advanced the Corporation's four strategic principles:

- Solidifying the Corporation's market leadership position in Puerto Rico, our main market, by capitalizing on our existing infrastructure.

- Expanding our franchise in the United States focusing on the Hispanic segment of the population and on small and middle commercial customers and also using our electronic and retail banking expertise to expand into the Caribbean Region.

-    Diversifying into new lines of business in all our markets.

- Strengthening the quality of our organization to support the accomplishment of these strategies.

Popular, Inc.'s financial performance was strong despite a year of unpredictable challenges. Compared to the previous year, net income increased 11% to $232 million. Total assets increased from $19.3 billion to $23.2 billion at the end of 1998. These results reflect important acquisitions in the United States, the growth of our commercial business in Puerto Rico, an increase in our investment portfolio and an important increase in non-interest revenues. Return on average assets (ROA) remained constant at 1.14% while return on average common equity
(ROE) decreased slightly to 15.41%. The change in ROE is consistent with the significant investments made to support the dynamic growth and expansion of the Corporation and the entry into new strategic lines of business in Puerto Rico, the Caribbean and the mainland United States. By year end, the Corporation's stock price had increased to $34.00 per share, a 37% increase compared with $24.75 at the end of 1997, after adjusting for the July 1,1998, 2-for-1 stock split, effected in the form of a dividend. Five-year total return to common stockholders amounted to 34% and continued to outperform the S&P 500 Index and the S&P Banks Index, which amounted to 21.4% and 23.2%, respectively, for the same period.

         Extraordinary challenges for the Corporation during 1998 included our participation as a minority investor in partnership with GTE in the privatization of the Puerto Rico Telephone Company (PRTC).

         The Corporation's decision to participate in the PRTC transaction was made after a careful analysis and consideration of all aspects of this transaction. In particular, we considered that telecommunications

PRICE OF COMMON SHARES
(ADJUST)

[GRAPH]
is a vital component of our technological infrastructure in Puerto Rico not only for our own expansion, but also for the economic well-being of Puerto Rico, our principal market.

         As has been the case with major privatization efforts throughout Latin America, the PRTC case was a highly publicized and controversial issue in Puerto Rico. The multiple actions taken by those opposing the transaction targeted our participation in an effort to discourage our involvement. We stood firm. Our participation in this transaction is simply another example of our unwavering commitment to the social and economic welfare of Puerto Rico. We are certain that this transaction will provide the PRTC with the necessary flexibility and additional expertise to succeed in today's highly competitive telecommunications industry.

Total assets increased 20%, from $19.3 billion to $23.2 billion at the end of 1998.

         In addition to business and economic reasons, our involvement in this transaction facilitated the participation of PRTC employees in up to 7% of the ownership of the company. Employee stock ownership is a concept firmly rooted in our corporate beliefs and has served us well throughout our history. Popular, Inc. employees, through their individual participation in our Stock Ownership, Pension and Profit Sharing Plans own more than 10% of the Corporation's common stock.

         There were other disruptive events during the year. In September, Puerto Rico and the Dominican Republic suffered the destructive impact of one of the most intense hurricanes in the region since 1928. Hurricane Georges reached Puerto Rico on September 21, 1998, causing an estimated $4 billion in damages. Puerto Rico was declared a federal disaster zone, and the Dominican Republic suffered similar devastation. Popular, Inc. responded to the emergency with leadership, care and resources. Immediately, special retail and commercial loans as well as payment moratoriums were available to ease the burden on our customers. Furthermore, Popular Mortgage, Inc. our mortgage banking subsidiary in Puerto Rico, was the first to provide a special FHA 100% financing alternative to those who, as a result of the hurricane, lost their homes.


  Popular, Inc. employees, through their individual participation in our Stock
      Ownership, Pension and Profit Sharing Plans own more than 10% of the
                          Corporation's common stock.

         Our appreciation goes to our employees, who stood firm and helped our Corporation to withstand the force of these events. Our employees demonstrated through their actions the meaning of corporate citizenship. They are the embodiment of our values. Elsewhere in this report we provide more perspective on Popular, Inc.'s community involvement and special

PUERTO RICO: SOLIDIFY MARKET LEADERSHIP
THROUGH CONSOLIDATION AND INNOVATION

                              In the United States,
                               we are the largest
                             Hispanic-owned bank and
                              the 36th largest bank
                                 holding company
                                 in asset size.

In Puerto Rico, Popular, Inc.'s operation continued to solidify its market leadership position. Main highlights throughout the year include the consolidation of the mortgage origination business, enhancements to the traditional delivery system and electronic network, the introduction of various first-of-a-kind products and the establishment of a new line of business.

island wide initiatives to overcome Hurricane Georges.

         In spite of these unexpected challenges, in October 1998 we celebrated our 105th anniversary with significant milestones. The Corporation occupied the leadership position in Puerto Rico and the Caribbean Basin Region. In the United States, as of December 1998, we were the largest Hispanic-owned bank and the 36th largest bank holding company in asset size. We are among the 10 largest Latin American banks in terms of assets. Nearing the close of this millennium, we have strengthened our foundation to achieve our goals. We look to the future with great anticipation of the possibilities this strategic foundation provides, as we review specific accomplishments achieved during 1998.

         In March 1998, we consolidated the mortgage origination division of Banco Popular, the Corporation's main banking subsidiary, with Popular Mortgage, Inc., our mortgage banking subsidiary. This important step strengthened the Corporation's mortgage origination capability by combining more than 60 years of experience and pioneering spirit of Banco Popular's mortgage division -- the first to offer FHA loans in Puerto Rico -- with Popular Mortgage's market expertise. The combined operation, with a 15% market share, will greatly benefit from a significant increase in marketing investment. The synergies from this integration will facilitate the goal of becoming the major mortgage originator in Puerto Rico.

         Throughout the year we continued to enhance and expand the traditional and electronic delivery systems. Our branch network in Puerto Rico added five new branches located inside large retail stores and in shopping centers. This is part of the efforts to increase the convenience of our delivery system. To increase its efficiency, 10 branches were consolidated in areas that provided customers easy access to another branch. At year end, the branch network was composed of 161 traditional branches and 37 smaller facilities.

         The electronic network also expanded to include 30 additional ATM machines for a total of 421

                  The integration of Banco Popular's mortgage
                     origination division and our subsidiary
                    Popular Mortgage, facilitates the goal of
                     becoming the major mortgage originator.

machines in the Puerto Rico network. During the year the ATH A Toda Hora network celebrated its 15th anniversary. The development of this brand has been supported by a considerable marketing investment. As a result, Popular, Inc. is the leading provider of electronic services through automated teller machines, debit cards and POS terminals using its ATH A Toda Hora network. Recognizing the importance and value of this brand, in the future we will continue to strengthen the trademark and develop its markets.

         In line with our goal of transforming paper-based transactions into electronic transactions, bill payment capability was included in all automated teller machines to provide customers with an additional payment alternative. This new offering complements our TelePago pay-by-phone system established in 1993. During the year the TelePago system processed over 4.5 million payments to more than 500 merchants. Our TeleBanco Popular telephone banking system continued to thrive, and at year end was handling more than one million calls per month. Efforts to increase the use of the voice response unit (VRU) resulted in 65% of all calls being processed by the VRU, an increase of 5% over last year.

         Our PC banking system, PC Banco, first introduced in April 1997, continued to grow to more than 45,000 registered customers. The system provides access to account information, payment and transfer capability. A new electronic alternative through the Internet was provided to auto loan customers with the introduction of the Popular AutoNet service. Launched in April 1998 to facilitate the purchase of new and used cars, the system provides customers the ability to process an auto loan, and highly competitive offers.

         Our progress in electronic services provides increasing convenience to our customers and efficiency to our operations. As a result of all of these initiatives, the percentage of transactions processed electronically increased from 66.8% in December of 1997 to 70.3% in December of 1998.

         Innovative products and services were introduced in the retail and commercial businesses during 1998. In August, in partnership with American Express, we issued the Banco Popular American Express card. Results of the launching of this new product, which targets young aspiring professionals, exceeded all our expectations. As part of our agreement with American Express, Banco Popular owns exclusive rights to issue this product in Puerto Rico and the Caribbean

         The percentage of transactions processed electronically increased from 66.8% in December of 1997 to 70.3% in December of 1998.

Region for a limited period. Our association with this highly recognized and prestigious brand provides additional opportunities for growth in the region.

         New initiatives for commercial customers included the introduction of the Small Business Administration (SBA), SBAExpress Program. Banco Popular was the first bank in Puerto Rico to offer SBAExpress, a streamlined process that facilitates the loan application process and reduces approval time. This new product is the most recent example of Banco Popular's continuous support to small businesses in all our markets. Banco Popular is the leading bank in Puerto Rico in SBA lending with total originations of $87.3 million in 1998. During the year, we continued to offer specialized programs for particular segments of the market. Large corporate customers benefited from the third conference on family-owned businesses conducted jointly by Banco Popular and the Wharton School of the University of Pennsylvania. The conference provided information on how to maximize performance through improved decision-making and the alignment of individual, family and business incentives. Middle market commercial customer programs included the expansion of Banca de Profesionales (Professional Banking Program) to certified public accountants, engineers and other professionals.

  Recognizing the importance and value of the ATH A. Toda Hora brand, we will continue to strengthen the trademark and develop its markets.

         In line with our diversification efforts, Popular Asset Management, a division of Banco Popular, was established to provide investment management services primarily to institutional investors in Puerto Rico. This new business represents an attractive opportunity, since the market for pension and investment funds in Puerto Rico is estimated at $19 billion. This operation complements our offerings to meet the needs of institutional clients such as public and private pension plans, and university endowments, and high net worth individuals. As an additional investment alternative, in December 1998 a new Flexible Allocation Mutual Fund was launched. This is the only fund in Puerto Rico that provides customers the flexibility to select between high capitalization stocks or bonds given the individual's investment preference and risk tolerance.

Banco Popular is the leading bank in Puerto Rico in small business lending with total originations of $87.3 million.

         The implementation of these initiatives and new product introductions resulted in healthy growth for the retail and commercial banking business. Retail deposits and loans increased 6% and 5%, respectively, while commercial deposits increased 10%, loans 11% and fee income 13%.

         The Corporation's non-banking subsidiaries in Puerto Rico also continued to grow and expand their businesses. Popular Leasing & Rental, Inc., Banco Popular's leasing

UNITED STATES: GROWTH, DIVERSIFICATION AND ORGANIZATION

 For our U.S. operation, 1998 was a year of expansion. We extended our banking network, grew our asset base and established a new line of business. To support this growth, we reorganized our corporate structure.

subsidiary, launched Popular Connection, a card that provides discounts to its customers at more than 20 businesses. Popular Finance, Inc., our consumer finance company, opened four new offices throughout Puerto Rico. In January 1999, the maximum amount allowed by law on small finance loans was increased from $3,000 to $4,000. Popular Securities Incorporated expanded its retail operation by offering its equity and fixed income products and financial advisory services through Banco Popular branches. Throughout the year, Popular Securities participated in over 25 financial transactions in Puerto Rico and the United States amounting to more than $6 billion. Transactions performed in the U.S. market were done through the establishment of a partnership with Morgan Stanley Dean Witter.

         In the years to come we will continue to maximize the infrastructure and expertise developed in Puerto Rico to reach all segments of the retail and commercial markets, and use this solid base to enter new businesses and markets. At year end the U.S. banking network was composed of 89 branches, a 40% increase from the 63 branches at the end of 1997. Part of this growth came through the acquisition of Gore-Bronson Bancorp in Illinois with $281 million in total assets, First State Bank of Southern California in Los Angeles, with $194 million in total assets, one branch from City National Bank, also in Los Angeles, with $40 million in deposits, and one branch from Statewide Savings Bank in New Jersey with $4.6 million in deposits. In addition, we established 13 de novo branches in selected Hispanic areas.

         To continue increasing the operation's asset base we expanded our mortgage business by acquiring Online Mortgage, located in California. The operation provides a complete line of first and second mortgage products that can furnish almost every applicant a financing solution.

         The national credit card effort, which began in 1997, continued to create awareness of the Banco Popular brand in Hispanic households. The consumer credit card marketing efforts were spearheaded by the endorsement of Don Francisco, one of the most well-known and respected Hispanic television personalities. This initiative will provide us with a strong customer base from which to cross-sell additional financial products and services. Small business loans and leasing also

 Popular Cash Express is a new line of business that serves the large unbanked
                              Hispanic population.

continued to thrive. Banco Popular was ranked among the top five small business lenders in New York, Illinois and Florida.

         In February we established Popular Cash Express, Inc., a new line of business, to serve the large unbanked Hispanic population. This segment is of particular importance to our Hispanic strategy since it is estimated that at least 60% of Hispanics do not have a transaction account with a financial institution.

                      Efforts focused on achieving a common
                 platform in the U.S. from a legal, regulatory
                     and operational perspective, to provide
                     uniform service of the utmost quality.

         Popular Cash Express provides check cashing, money transfers, money orders, bill payment and other fee-based financial services. Popular Cash Express was established with the acquisition of 14 stores from Mirando J. and Florida Check Cashers. Throughout the year we expanded the operation with two de novo offices in New York and three in Florida, and the acquisition of eight check-cashing outlets and 27 mobile units from Inglewood Quick Check, Inc. in California.

         During 1998 efforts focused on achieving a common platform in the United States from a legal, regulatory and operational perspective. In June we inaugurated our U.S. executive offices in Chicago, with all members of the top management team located in this office. In January 1, 1999, we completed the legal reorganization of the U.S. operation by consolidating the banking subsidiaries in California, Florida, New Jersey and Illinois and Banco Popular branches in New York into one bank named Banco Popular North America. We expect to incorporate our Texas operations during 1999.

    Equity One has expanded into seven additional states for a total of 128 offices in 36 states.

         Equity One, Inc., our consumer subsidiary in the United States, expanded into seven additional states for a total of 128 offices in 36 states. In October, we welcomed C.E. (Bill) Williams as president.

         These acquisitions, business expansions and organizational restructuring constitute an important step toward reaching our goal of becoming the bank of choice among Hispanics and small and middle commercial customers throughout the United States.

CARIBBEAN AND LATIN AMERICA: EXPANDING THE BANKING FRANCHISE

  In 1998 we continued our penetration of the Caribbean Region by entering the banking market in the Dominican Republic and growing our previously established electronic networks.

During the year we completed the acquisition of 45% of Banco Fiduciario, the fourth largest commercial bank in terms of assets in the Dominican Republic. Established in 1983, this bank had $473 million in total assets and 27 branches at year end. The combination of Banco Fiduciario's knowledge of the market and Banco Popular's retail banking expertise will facilitate the growth and expansion of the operation.

ASSETS BY GEOGRAPHICAL AREA
(PERCENTAGE)

[GRAPH]

Key personnel from Banco Popular's retail banking, consumer lending, operations and finance areas were incorporated to the Dominican Republic to complement the existing management team. Efforts throughout the end of the year focused on strengthening the operation's credit and risk management process to support the anticipated growth of this operation.

                                We completed the
                              acquisition of 45% of
                                Banco Fiduciario,
                               the fourth largest
                             commercial bank in the
                               Dominican Republic.

         This entry into the banking business complements the electronic network ATH Dominicana, which was established in 1995. At year end the network was composed of 333 machines connecting eight banks and was processing more than one million transactions per month. The Corporation's experience in electronic networks has also been exported to Costa Rica, where we established ATH Costa Rica in 1997. The ATH Costa Rica network grew throughout 1998 with the addition of Banco Popular y de Desarrollo Comunal, one of the largest government-owned banks in the country. Transactions in both networks increased a total of 71% compared to last year. As these markets continue to mature and we continue to develop these ventures, additional electronic alternatives will be offered.

ORGANIZATIONAL QUALITY: SUPPORTING OUR BUSINESS OBJECTIVES

  To ensure that our organization is prepared to handle the challenges of our growth in 1998, we continued enhancing the capabilities of our employees, facilitated the integration of new organizations and prepared the Corporation technologically for the year 2000.

To facilitate the accomplishment of the Corporation's objectives, we are constantly developing the capabilities of our personnel. The training undergone by our employees during the year focused on improving the sales and service capacity of our branch personnel and on developing our managers' leadership.

         In September we completed a corporatewide employee satisfaction survey to guide our efforts to improve the quality of our organization. This year's survey had a higher participation rate than our previous surveys; 86% of the corporation's employees responded. This has provided us a very useful assessment of employee satisfaction regarding areas such as work environment, compensation and supervision.


                                     [GRAPH]

         To ensure the maximization of consolidations and acquisitions, significant time and resources were devoted to the integration process. These efforts involved groups from Popular Mortgage, the new U.S. management team and Banco Fiduciario in the Dominican Republic.


         Throughout the year, significant resources were dedicated to ensure the Corporation was in compliance with the year 2000. At the end of 1998, the Corporation's Year 2000 Plan for Puerto Rico and the Caribbean was 86% completed and in the United States, 94% of the applications were certified as Year 2000 compliant. The project as a whole will be substantially completed by June 30, 1999.

         As we expand the Corporation into new markets and businesses, we will continue to provide innovative products, services and delivery systems for our customers. At the same time, we will ensure that the principles and values of integrity and social responsibility that have guided this Corporation are an integral part of our contribution to these new frontiers.





                                              /s/  Richard L.Carrion
                                             ------------------------
                                              Richard L.Carrion

                                             Chairman
                                             President
                                             Chief Executive Officer

INSTITUTIONAL VALUES


VALUES


SOCIAL RESPONSIBILITY

We are committed to work for the social and economic well-being of the communities we serve with particular regard for the lowest socio-economic component of the population.


FOCUS ON THE CUSTOMER

Our customers are the lifeblood of our organization. We are an institution that values relationships more than transactions. The needs and satisfaction of our customers are our primary concern.


INTEGRITY

We are guided by the highest moral and ethical standards. The trust of our customers is essential for our existence.


PASSION FOR EXCELLENCE

We firmly believe in doing things the right way, the first time, every time. Continuous improvement and measurement of all our processes are essential for our success.


INNOVATION

Constant innovation is a competitive advantage. We have a tradition of adopting new techniques in all business areas to anticipate the changing needs of our customers.


OUR PEOPLE

We strive to recruit, train and retain the most qualified people. We believe in a direct relation between our employees' compensation and their commitment to the organization's objectives, their individual performance, their team's performance and the Corporation's.


SHAREHOLDER VALUE

Our goal is to produce above-average and consistent financial returns for our shareholders. Our decisions are based on a long-term view of the future and are characterized by prudence in assuming risk.


                                                          /s/ Richard L. Carrion


                                                              Richard L. Carrion

OUR COMMUNITY


                               [COMPUTERIZED ARTS
                                GRAPHIC DESIGN]


At Popular, Inc., we feel a great responsibility toward our people and their communities. We believe in being an integral part of the well-being of the communities we serve. Since our founding in 1893, our mission has focused on serving and promoting progress among the neediest classes.


In addition, through our donations program and the Banco Popular Foundation, we support projects that enrich all aspects of community life, from socio-economic development to education, the arts and sports.


         Our banking service is a direct means of promoting the progress of our communities. Our business goes hand in hand with the efforts of a broad donations program, and direct aid provided to groups and entities. Likewise, we participate in visionary projects that pursue their future well-being.


         We serve with a tradition that looks to the future, and with that in mind we handle critical situations proactively. When emergencies or natural disasters have occurred, we assume a leadership role in reacting effectively. An example was our response to Hurricane Georges, declared one of the most significant disasters in the history of Puerto Rico.


         We responded with a comprehensive effort on the part of the Bank through the creation of the Brigada de Todos (Everyone's Brigades). These Brigades visited more than 24 municipalities, providing critical aid to those who needed it most.

OUR COMMUNITY



       We support projects

           that enrich                                [PHOTO]

   all aspects of community life.     The Bank organized Brigada de Todos, which
                                      brought direct aid to the neediest people shortly after Hurricane Georges struck the island.


         Every year we make donations to a wide range of activities and projects. We choose organizations that have the ability to bring about positive changes. That is the case with Las Gladiolas Sports Association in San Juan. Several years ago, a volunteer of the organization requested a small donation to buy materials and organize a sports program in a public housing project. Today, the program is well-established and we continue to support and stay abreast of its accomplishments.


         In 1998, the Bank also co-sponsored the first exhibition in Puerto Rico of Picasso prints at the Ponce Art Museum, together with an educational program. When a teacher at a rural school called to say she had no transportation, we made arrangements for those children to have access to the exhibit of works by one of the great artists of the 20th century.


         We also contribute to the arts with an active program of exhibitions at the Rafael Carrion Pacheco Exhibition Hall in the former headquarters of Banco Popular in Old San Juan. These exhibitions have enriched the discussion of issues of interest to the community. In 1998, the exhibition The Art of Jack Delano began its tour of eight cities with large Hispanic populations in the United States. The first presentation was at the Smithsonian Institution in Washington, D.C., followed by the Museo del Barrio in New York, and in 1999 it will be on display in Chicago.


         Another dimension of our community program is channeled through the Banco Popular Foundation, created in 1979 by Rafael Carrion Jr., then president of Banco Popular. Carrion Jr. wanted to contribute every year to a fund to provide long-term support to a series of community projects. Since its creation, the Foundation has invested in a total of 58 non-profit organizations. It invests in organizations that have the potential to promote volunteerism and the ability to transform their communities, whether through education or economic development.


--------------------------
Distribution of Donations
(percentage)


[GRAPH]

         Beyond the continuous support of numerous organizations, the Foundation also contributes to a number of special initiatives each year. The funding for these projects comes from an annual musical production by Banco Popular, which promotes the understanding of our popular music. With the proceeds from the sale of videos, compact discs and cassette tapes of our latest musical production, we are helping two specialized public schools. The Escuela Libre de Musica will have a music appreciation room in honor of Rafael Hernandez, the renowned Puerto Rican composer who was the subject of the most recent musical production. Also, we will renovate the library at the Central Visual Arts School, one of the principal public schools in Santurce. The library will be named after our past president Rafael Carrion Jr., who studied at the school.


         In both projects, we are contributing the talents of our internal resources, such as architects and space planners, in addition to funding.


         The 1998 musical production, entitled Romance del Cumbanchero: La Musica de Rafael Hernandez, was broadcast in Puerto Rico, Orlando, New York, New Jersey and Chicago as a gift celebrating the Christmas season. The production included 26 internationally acclaimed musicians and singers including Ricky Martin, Marc Anthony, Ednita Nazario, Olga Tanon, Marco Antonio Muniz and Gilberto Santa Rosa.


         In solidarity with people who were still in temporary housing due to Hurricane Georges, we organized Christmas celebrations on the night of the production's broadcast at 11 shelters throughout Puerto Rico. Dozens of employees and volunteers joined those in the shelters to have dinner and watch and enjoy the special.


These talented students from Central Visual Arts School will benefit from a renovated library with funds from the Banco Popular Foundation.

                                     [PHOTO]


                                     [PHOTO]

The 1998 Christmas music special, Romance del Cumbanchero: La Musica de Rafael Hernandez brought together more than 26 internationally acclaimed artists and musicians to honor Puerto Rico's foremost composer.


         Our reliable commitment to the community is nurtured day by day by the vision our founders had in 1893 of serving the neediest classes. Today, 105 years later, we keep this vision alive through our broad community program and our banking services.

MANAGEMENT

                                    [PHOTO]

SENIOR MANAGEMENT COUNCIL


CARLOS ROM, JR. LARRY B. KESSLER EMILIO E. PINERO FERRER, ESQ. ROBERTO R. HERENCIA HUMBERTO MARTIN

Popular, Inc.                      David H. Chafey, Jr.                  Larry B. Kesler
Banco Popular de Puerto Rico       Senior Executive Vice President       Executive Vice President
                                   Retail Banking                        Retail Credit
Richard L. Carrion
Chairman of the Board              Jorge A. Junquera                     Humberto Martin
President                          Senior Executive Vice President       Executive Vice President
Chief Executive Officer            Chief Financial Officer               Operations

                                                                         Carlos Rom, Jr.
                                                                         Executive Vice President
                                   Maria Isabel P. de Burckhart          Caribbean and Latin American
                                   Executive Vice President              Expansion
                                   Administration
                                                                         Carlos J. Vazquez
                                   Emilio E. Pinero Ferrer, Esq.         Executive Vice President
                                   Executive Vice President              Risk Management
                                   Commercial Banking

                                   Roberto R. Herencia
                                   Executive Vice President              Brunilda Santos de Alvarez, Esq.
                                   North America                         Senior Vice President
                                                                         General Counsel

SENIOR MANAGEMENT COUNCIL


                                    [PHOTO]

MARIA ISABEL P.DE BURCKHART CARLOS J. VAZQUEZ DAVID H. CHAFEY, JR. RICHARD L. CARRION JORGE A. JUNQUERA

 SUBSIDIARIES

Richard L. Carrion           BANCO POPULAR                  POPULAR FINANCE, INC.           CARIBBEAN/LATIN AMERICA
Chairman of the Board        North America, Inc.            Edgardo Novoa
President                    Jorge A. Junquera              President                       Carlos Rom, Jr.
Chief Executive Officer      President                                                      Executive Vice President
                                                            POPULAR SECURITIES              Caribbean and
                             Roberto R. Herencia            Incorporated                    Latin American Expansion
                             Chief Operating Officer        Kenneth W. McGrath
                                                            President                       BANCO FIDUCIARIO
                                                                                            Jorge Besosa
                             NON-BANKING SUBSIDIARIES       EQUITY ONE, INC.                Chief Operating Officer
                                                            C.E. (Bill) Williams
                             POPULAR MORTGAGE, INC.         President                       ATH DOMINICANA
                             Silvio Lopez                                                   Miguel Gil-Mejia
                             President                      Popular Cash Express, Inc.      General Manager
                                                            Jerome Gagerman
                             POPULAR LEASING &              President                       ATH COSTA RICA
                             RENTAL, INC.                                                   Luis Diego Escalante
                             Andres F. Morrell              POPULAR LEASING, U.S.A.         General Manager
                             President                      Bruce D. Horton
                                                            President

                                                            POPULAR MORTGAGE, U.S.A.
                                                            Fred Portner
                                                            President

DIRECTORS


POPULAR, INC. BOARD OF DIRECTORS

Richard L. Carrion             Francisco J. Carreras               Jorge A. Junquera                    Julio E. Vizcarrondo, Jr.
Chairman                       Educator                            Senior Executive Vice President      President
President                      Executive Director                  Popular, Inc. and Banco Popular      Chief Executive Officer
Chief Executive Officer        Fundacion Angel Ramos, Inc.           de Puerto Rico                     Desarrollos
                                                                                                          Metropolitanos, S.E.
                               David H. Chafey, Jr.                Manuel Morales, Jr.
Alfonso F. Ballester           Senior Executive Vice President     President                              Samuel T. Cespedes, Esq.
Vice Chairman of the Board     Popular, Inc. and Banco Popular     Parkview Realty, Inc.                  Secretary
President                        de Puerto Rico                                                           Board of Directors
Ballester Hermanos, Inc.
                                                                   Alberto M. Paracchini
                               Luis E. Dubon, Jr., Esq.            Private Investor                       Brunilda Santos
Antonio Luis Ferre             Partner                                                                      de Alvarez,Esq.
Vice Chairman of the Board     Dubon & Dubon                       Francisco M. Rexach Jr.                Assistant Secretary
President                                                          President                              Board of Directors
El Nuevo Dia                                                       Capital Assets, Inc.
                               Hector R. Gonzalez
                               President                                                                  Ramon D. Lloveras
                               Chief Executive Officer             J. Adalberto Roig, Jr.                   San Miguel, Esq.
                               TPC Communications                  Chairman                               Assistant Secretary
                                 of PR, Inc.                       Antonio Roig Sucesores, Inc.           Board of Directors
Juan J. Bermudez
Partner
Bermudez & Longo, S.E.                                             Felix J. Serralles, Jr.
                                                                   President                              Ernesto N. Mayoral, Esq.
                                                                   Chief Executive Officer                Assistant Secretary
                                                                   Destileria Serralles, Inc.             Board of Directors


BANCO POPULAR DE PUERTO RICO BOARD OF DIRECTORS

Richard L. Carrion             Juan J. Bermudez                    Hector R. Gonzalez                   Felix J. Serralles, Jr.
Chairman                       Partner                             President                            President
President                      Bermudez & Longo, S.E.              Chief Executive Officer              Chief Executive Officer
Chief Executive Officer                                            TPC Communications                   Destileria Serralles, Inc.
                               Esteban D. Bird                       of PR ,Inc.
Alfonso F. Ballester           President                                                                Julio E. Vizcarrondo, Jr.
Vice Chairman of the Board     Chief Executive Officer             Jorge A. Junquera                    President
President                      Bird Construction                   Senior Executive Vice President      Chief Executive Officer
Ballester Hermanos, Inc.         Company, Inc.                     Popular, Inc. and Banco Popular      Desarrollos
                                                                     de Puerto Rico                       Metropolitanos, S.E.
Antonio Luis Ferre             Francisco J. Carreras
Vice Chairman of the Board     Educator                            Manuel Morales, Jr.                    Samuel T. Cespedes, Esq.
President                      Executive Director                  President                              Secretary
El Nuevo Dia                   Fundacion Angel Ramos, Inc.         Parkview Realty, Inc.                  Board of Directors

                               David H. Chafey, Jr.                Alberto M. Paracchini                  Brunilda Santos
Juan A. Albors Hernandez       Senior Executive Vice President     Private Investor                         de Alvarez, Esq.
Chairman                       Popular, Inc. and Banco Popular                                            Assistant Secretary
Chief Executive Officer          de Puerto Rico                    Francisco M. Rexach Jr.                Board of Directors
Albors Development Corp.                                           President
                               Luis E. Dubon, Jr., Esq.            Capital Assets, Inc.                   Ramon D. Lloveras
                               Partner                                                                      San Miguel, Esq.
Salustiano Alvarez Mendez      Dubon & Dubon                       J. Adalberto Roig, Jr.                 Assistant Secretary
President                                                          Chairman                               Board of Directors
Mendez & Company, Inc.                                             Antonio Roig Sucesores, Inc.
                                                                                                          Ernesto N. Mayoral, Esq.
Jose A. Bechara Bravo                                                                                      Assistant Secretary
President                                                                                                 Board of Directors
Empresas Bechara Inc.

                             FINANCIAL INFORMATION


                              [FINANCIAL SECTION]
                                  [COVER PAGE]

                                  POPULAR, INC.
                              FINANCIAL DATA INDEX

                 FINANCIAL REVIEW AND SUPPLEMENTARY INFORMATION

                                                      Page

Management's Discussion and Analysis of
Financial Condition and Results of Operations          F-2

Statistical Summaries                                 F-24

FINANCIAL STATEMENTS

Report of Independent Accountants                     F-29

Consolidated Statements of Condition
as of December 31, 1998 and 1997                      F-30

Consolidated Statements of Income
for each of the years in the three-year
period ended December 31, 1998                        F-31

Consolidated Statements of Cash Flows
for each of the years in the three-year
period ended December 31, 1998                        F-32

Consolidated Statements of Changes in
Stockholders' Equity for each of the
years in the three-year period ended
December 31, 1998                                     F-33

Notes to Consolidated Financial Statements            F-34

Popular, Inc.

Management's Discussion and Analysis of Financial Condition and
Results of Operations

This financial discussion contains an analysis of the consolidated financial position and financial performance of Popular, Inc. and its subsidiaries (the Corporation) and should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. The Corporation is a bank holding company which offers a wide range of products and services through its subsidiaries and is engaged in the following businesses:

- Commercial Banking/Savings and Loans - Banco Popular de Puerto Rico (BPPR), Banco Popular, N.A. (California), Banco Popular, N.A. (Florida), Banco Popular, Illinois, Banco Popular, FSB, Banco Popular, N.A. (Texas) and the recently acquired operations of Bronson-Gore Bank, Irving Bank, Water Tower Bank, First State Bank of Southern California and Banco Fiduciario
-  Lease Financing - Popular Leasing and Rental, Inc. and Popular Leasing,
   U.S.A.
- Mortgage and Consumer Finance - Popular Mortgage, Inc., Equity One, Inc. and Popular Finance, Inc.
-  Broker/Dealer - Popular Securities, Incorporated
-  ATM Processing Services - ATH Costa Rica
-  Retail Financial Services - Popular Cash Express

OVERVIEW

The U.S. economy continued its steady growth during 1998. Tame inflation, robust consumer spending, strong housing and labor markets as well as three rate cuts by the Federal Reserve all helped spur the U.S. economy, despite the economic situation in Asia, Russia's debt default, ballooning deficits in Latin America and turbulent financial markets from August through October. During 1998, the Federal Reserve trimmed its target fed funds rate 25 basis points for three successive months, starting in September, lowering it to 4.75%.

   Popular, Inc.'s performance for 1998 was characterized by the undertaking of business strategic initiatives, expanding its franchise in the United States and the Caribbean while maintaining adequate financial results.

   As part of the Corporation's business initiatives, BPPR consolidated its mortgage origination department into Popular Mortgage, the mortgage lending subsidiary in Puerto Rico, effective July 1, 1998, in order to create a solid mortgage origination unit with more flexibility to compete in this aggressive market.

   The Corporation continued its efforts to prepare for the Year 2000 by modifying, converting, and testing computer systems and date-sensitive operating equipment. As of December 31, 1998, the information technology plan was 77% completed while the non-information technology plan was 92% completed.

   Meanwhile, during 1998, as part of the Corporation's objective of penetrating the unbanked segment and expanding its operations in the U.S. market, Popular Cash Express acquired 15 check cashing outlets in Florida and 8 outlets and 28 mobile check-cashing locations in California. All these facilities offer services such as check cashing, money transfers, money orders and processing of payments.

   On September 30, 1998, Popular, Inc. became the principal shareholder of Banco Fiduciario (BF) with the acquisition of 45% in newly issued stock. BF is the fourth largest bank in the Dominican Republic, with $496 million in total assets and $320 million in total deposits at date of acquisition.

   In October 1998, the Corporation acquired First State Bank of Southern California. This bank, with $194 million in assets and over $157 million in deposits upon acquisition, has five branches located in Santa Fe Springs, Paramount, Lynwood and Los Angeles.

   Also in October, the Corporation completed the acquisition of Gore-Bronson Bancorp (GBB), and its subsidiaries Bronson-Gore Bank, Irving Bank, and Water Tower Bank with assets of $281 million and deposits of $217 million.

   In addition to the acquisitions mentioned above, the Corporation continued expanding in its established Hispanic markets in order to enhance its branch network, with the opening of four "de novo" branches in Florida, one in Illinois, three in Texas, two in California, one in New Jersey, three in New York and 4

-------------------------------------------------------------------------------------------
TABLE A
Components of Net Income as a Percentage of Average Total Assets
-------------------------------------------------------------------------------------------
                                                         For the Year
-------------------------------------------------------------------------------------------
                                     1998        1997        1996        1995        1994
-------------------------------------------------------------------------------------------
Net interest income                  4.27%       4.26%       4.18%       4.14%       4.38%
Provision for loan losses           (0.67)      (0.60)      (0.55)      (0.46)      (0.44)
Securities and trading gains         0.06        0.03        0.02        0.05
Other income                         1.36        1.31        1.24        1.18        1.15
-------------------------------------------------------------------------------------------
                                     5.02        5.00        4.89        4.91        5.09
Operating expenses                  (3.52)      (3.46)      (3.32)      (3.45)      (3.66)
-------------------------------------------------------------------------------------------
Net income before tax                1.50        1.54        1.57        1.46        1.43
Income tax                          (0.36)      (0.40)      (0.43)      (0.42)      (0.41)
-------------------------------------------------------------------------------------------
Net income                           1.14%       1.14%       1.14%       1.04%       1.02%
===========================================================================================

Popular, Inc.

TABLE B
Changes in Net Income and Earnings per Common Share

                                                          1998                     1997                    1996
----------------------------------------------------------------------------------------------------------------------------

(In thousands, except per common share amounts)    DOLLARS     PER SHARE    Dollars      Per share  Dollars      Per share
----------------------------------------------------------------------------------------------------------------------------

Net income applicable to common stock
  for prior year                                  $ 201,215      $  1.50   $ 176,800      $  1.34  $ 138,011         1.05
Increase (decrease) from changes in:
  Net interest income                                89,057         0.66     102,642         0.78     97,130         0.74
  Other operating income                             37,264         0.28      39,126         0.30     36,085         0.27
  Gain on sale of investment securities               6,665         0.05        (826)       (0.01)    (2,274)       (0.02)
  Net loss of minority interest                         328
  Income tax                                           (210)                  (3,584)       (0.03)   (11,108)       (0.08)
  Trading account profit                               (281)                   3,826         0.03     (1,677)       (0.01)
  Provision for loan losses                         (26,606)       (0.20)    (21,768)       (0.16)   (24,281)       (0.18)
  Operating expenses                                (83,434)       (0.62)    (95,001)       (0.72)   (55,086)       (0.42)
----------------------------------------------------------------------------------------------------------------------------
  Subtotal                                          223,998         1.67     201,215         1.53    176,800         1.35
  Change in average common shares(*)                               (0.02)                   (0.03)                  (0.01)
----------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock             $ 223,998      $  1.65   $ 201,215      $  1.50  $ 176,800         1.34
============================================================================================================================

(*)Reflects the effect of the issuance of shares of common stock for the acquisitions completed in 1997, net of the shares repurchased during 1997, plus the shares issued through the Dividend Reinvestment Plan in the years presented. The average common shares outstanding for the years presented above were 135,532,086 for 1998, 134,036,964 for 1997 and 132,044,624 for 1996, after restating for the stock split effected in the form of a dividend of one share for each share outstanding on July 1, 1998.
--------------------------------------------------------------------------------

in Puerto Rico. During 1998, Equity One, the Corporation's mortgage and consumer lending subsidiary in the U.S. mainland, opened 11 new offices for a total of 128 offices in 36 states.

   Focusing on the objective of becoming the number one bank for Hispanics in the United States, the Corporation continued its plan of corporate reorganization for its U.S. banking subsidiaries. Effective January 1, 1999, the Corporation reorganized its bank subsidiaries. The resulting structure is focused in two primary bank subsidiaries: Banco Popular de Puerto Rico and Banco Popular North America. Banco Popular de Puerto Rico controls the Corporation's bank operations in Puerto Rico and U.S. and British Virgin Islands, and maintains a branch in New York and an agency in Chicago. Banco Popular North America encompasses the U.S. mainland bank operations. The objective of this reorganization is to consolidate all banking operations within the U.S. mainland into one legal entity with branches in Florida, California, New York, New Jersey and Illinois. This new structure will facilitate the communication and geographic expansion while at the same time increases efficiency and provides more flexibility to the Corporation. It is expected that Banco Popular, N.A. (Texas) will become part of Banco Popular North America before 1999 ends.

   Popular, Inc.'s rise in earnings for 1998 was primarily the result of a growth of $89.1 million in net interest income and an increase of $43.6 million in non-interest income. These improvements were offset, in part, by a rise of $26.6 million in the provision for loan losses and an increase of $83.4 million in operating expenses.

   Net income amounted to $232.3 million for 1998, exceeding the $209.5 million reported in 1997 by $22.8 million or 10.9%, while earnings per common share
(EPS) for the year ended 1998 were $1.65, or 10% higher than the $1.50 reported for 1997.

   Most of the acquisitions completed in the past years involved the payment of a premium over book value which is being amortized over periods ranging from 5 to 15 years. Cash-based earnings, net income adjusted for the impact of such amortization, may be more indicative of the Corporation's ability to generate income. However, this method of presentation is not in accordance with generally accepted accounting principles and is included here only for illustrative purposes.

Cash-based earnings        1998      1997     Change %
-------------------------------------------------------
                                (In thousands)
Net income               $232,348   $209,565     10.9%
 Add: Amortization
 of intangibles            27,860     22,874     21.8
 Less: Tax effect          (2,146)    (2,214)
-------------------------------------------------------
Cash-based earnings      $258,062   $230,225     12.1%
=======================================================

   The Corporation's profitability ratios for 1998 represented returns of 1.14% on assets (ROA) and 15.41% on common stockholders' equity (ROE), compared with an ROA and ROE of 1.14% and 15.83%, respectively in 1997. Table A presents a five-year summary of the components of net income as a percentage of average assets.

   The Corporation's common stock appreciated 37.4% during 1998, from a market price of $24.75 at December 31, 1997, to $34.00 at the same date in 1998. The total return on Popular, Inc.'s common stock, including price appreciation and dividends,

Popular, Inc.

TABLE C
Selected Financial Data


---------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                       1998              1997              1996
---------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENTS
  Interest income                                              $  1,651,703      $  1,491,303      $  1,272,853
  Interest expense                                                  778,691           707,348           591,540
---------------------------------------------------------------------------------------------------------------
      Net interest income                                           873,012           783,955           681,313
  Securities and trading gains                                       12,586             6,202             3,202
  Operating income                                                  278,660           241,396           202,270
  Operating expenses                                                720,354           636,920           541,919
  Provision for loan losses                                         137,213           110,607            88,839
  Net loss of minority interest                                         328
  Income tax                                                         74,671            74,461            70,877
  Dividends on preferred stock of BPPR
  Cumulative effect of accounting changes
---------------------------------------------------------------------------------------------------------------
      Net income                                               $    232,348      $    209,565      $    185,150
===============================================================================================================
      Net income applicable to common stock                    $    223,998      $    201,215      $    176,800
===============================================================================================================
PER COMMON SHARE DATA*
  Net income (basic and diluted)                               $       1.65      $       1.50      $       1.34
  Dividends declared                                                   0.50              0.40              0.35
  Book value                                                          11.86             10.37              8.80
  Market price                                                        34.00             24.75             16.88
  Outstanding shares:
   Average                                                      135,532,086       134,036,964       132,044,624
   End of period                                                135,637,327       135,365,408       132,177,012
AVERAGE BALANCES
  Net loans                                                    $ 11,930,621      $ 10,548,207      $  9,210,964
  Earning assets                                                 19,261,949        17,409,634        15,306,311
  Total assets                                                   20,432,382        18,419,144        16,301,082
  Deposits                                                       12,270,101        10,991,557        10,461,796
  Subordinated notes                                                125,000           125,000           147,951
  Preferred beneficial interest in Popular North America's
   junior subordinated deferrable interest debentures
    guaranteed by the Corporation                                   150,000           122,877
  Total stockholders' equity                                      1,553,258         1,370,984         1,193,506
PERIOD END BALANCES
  Net loans                                                    $ 13,078,795      $ 11,376,607      $  9,779,028
  Allowance for loan losses                                         267,249           211,651           185,574
  Earning assets                                                 21,591,950        18,060,998        15,484,454
  Total assets                                                   23,160,357        19,300,507        16,764,103
  Deposits                                                       13,672,214        11,749,586        10,763,275
  Subordinated notes                                                125,000           125,000           125,000
  Preferred beneficial interest in Popular North America's
   junior subordinated deferrable interest debentures
   guaranteed by the Corporation                                    150,000           150,000
  Total stockholders' equity                                      1,709,113         1,503,092         1,262,532
SELECTED RATIOS
  Net interest yield (taxable equivalent basis)                        4.91%             4.84%             4.77%
  Return on average total assets                                       1.14              1.14              1.14
  Return on average common stockholders' equity                       15.41             15.83             16.17
  Dividend payout ratio to common stockholders                        28.42             25.19             24.63
  Efficiency ratio                                                    62.55             62.12             61.33
  Overhead ratio                                                      49.15             49.66             49.38
  Tier I capital to risk-adjusted assets                              10.82             12.17             11.63
  Total capital to risk-adjusted assets                               13.14             14.56             14.18

*Per share data is based on the average number of shares outstanding during the periods, except for the book value which is based on total shares at the end of the periods. All per share data has been adjusted to reflect two stock splits effected in the form of a dividend on July 1, 1998 and July 1, 1996.

Popular, Inc.

                                         Year ended December 31,
-----------------------------------------------------------------------------------------------------------------------
     1995              1994              1993              1992              1991              1990             1989
-----------------------------------------------------------------------------------------------------------------------

$  1,105,807      $    887,141      $    772,136      $    740,354      $    794,943      $    565,807      $   558,273
     521,624           351,633           280,008           300,135           387,134           281,561          302,747
-----------------------------------------------------------------------------------------------------------------------
     584,183           535,508           492,128           440,219           407,809           284,246          255,526
       7,153               451             1,418               625            19,376                91            2,529
     166,185           140,852           123,762           123,879           112,398            70,865           59,550
     486,833           447,846           412,276           366,945           345,738           229,563          207,376
      64,558            53,788            72,892            97,633           121,681            53,033           42,603

      59,769            50,043            28,151            14,259             6,793             9,240           11,456
                           385               770               770               807
                                           6,185
-----------------------------------------------------------------------------------------------------------------------
$    146,361      $    124,749      $    109,404      $     85,116      $     64,564      $     63,366      $    56,170
=======================================================================================================================
$    138,011      $    120,504      $    109,404      $     85,116      $     64,564      $     63,366      $    56,170
=======================================================================================================================

$       1.05      $       0.92      $       0.84      $       0.70      $       0.54      $       0.79      $      0.70
        0.29              0.25              0.23              0.20              0.20              0.20             0.20
        7.91              6.87              6.38              5.76              5.25              4.92             4.69
        9.69              7.04              7.75              7.57              4.82              4.00             5.38

 131,632,600       131,192,972       130,804,944       121,845,976       120,142,404        80,467,880       80,056,052
 131,794,544       131,352,512       130,929,692       130,619,456       120,375,408       119,769,624       80,149,584

$  8,217,834      $  7,107,746      $  5,700,069      $  5,150,328      $  5,302,189      $  3,377,463      $ 3,132,167
  13,244,170        11,389,680         9,894,662         8,779,981         8,199,195         5,461,938        5,318,800
  14,118,183        12,225,530        10,683,753         9,528,518         8,944,357         5,836,749        5,676,981
   9,582,151         8,837,226         8,124,885         7,641,123         7,198,187         5,039,422        4,782,791
      56,850            56,082            73,967            85,585            94,000            50,000           38,082



   1,070,482           924,869           793,001           668,990           610,641           407,611          353,844

$  8,677,484      $  7,781,329      $  6,346,922      $  5,252,053      $  5,195,557      $  5,365,917      $ 3,276,389
     168,393           153,798           133,437           110,714            94,199            89,335           40,896
  14,668,195        11,843,806        10,657,994         9,236,024         8,032,556         8,219,279        5,469,921
  15,675,451        12,778,358        11,513,368        10,002,327         8,780,282         8,983,624        5,923,261
   9,876,662         9,012,435         8,522,658         8,038,711         7,207,118         7,422,711        4,926,304
     175,000            50,000            62,000            74,000            94,000            94,000           50,000



   1,141,697         1,002,423           834,195           752,119           631,818           588,884          375,807

        4.74%             5.06%             5.50%             6.11%             5.97%             6.30%            5.57%
        1.04              1.02              1.02              0.89              0.72              1.09             0.99
       14.22             13.80             13.80             12.72             10.57             15.55            15.87
       26.21             27.20             25.39             28.33             34.13             25.33            28.14
       64.88             66.21             66.94             65.05             66.46             64.65            65.82
       53.66             57.24             58.34             55.07             52.47             55.80            56.86
       11.91             12.85             12.29             12.88             11.01             10.10             9.47
       14.65             14.25             13.95             14.85             13.35             12.74            11.76

Popular, Inc.

TABLE D
Net Interest Income - Taxable Equivalent Basis

                                           YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
 (Dollars in millions)                                                                            (In thousands)

                                                                                                                    Variance
      Average Volume        Average Yields                                               Interest                 Attributable to
 1998    1997  Variance 1998   1997  Variance                                   1998       1997     Variance   Rate      Volume
---------------------------------------------                                  -----------------------------------------------------
$   754  $  632  $ 122  4.88%  5.36% (0.48)%  Money market investment       $   36,781  $   33,923  $  2,858 ($ 4,049)  $  6,907
  6,290   5,928    362  7.13   6.90   0.23    Investment securities            448,426     409,127    39,299   13,629     25,670
    287     302    (15) 6.60   6.55   0.05    Trading                           18,943      19,769      (826)     123       (949)
------------------------------------------                                  -------------------------------------------------------
  7,331   6,862    469  6.88   6.75   0.13                                     504,150     462,819    41,331   9,703     31,628
------------------------------------------                                  -------------------------------------------------------
                                               Loans:

  5,221   4,427    794  9.24   9.26  (0.02)     Commercial and construction    482,234     409,965    72,269   (1,092)    73,361
    628     554     74 12.73  12.99  (0.26)     Leasing                         79,929      72,029     7,900   (1,454)     9,354
  3,000   2,699    301  8.57   8.54   0.03      Mortgage                       256,902     230,601    26,301      561     25,740
  3,082   2,868    214 12.97  13.07  (0.10)     Consumer                       399,784     374,872    24,912   (8,767)    33,679
------------------------------------------                                  -------------------------------------------------------
 11,931  10,548  1,383 10.22  10.31  (0.09)                                  1,218,849   1,087,467   131,382  (10,752)   142,134
------------------------------------------                                  -------------------------------------------------------
$19,262 $17,410 $1,852  8.95%  8.90%  0.05%   TOTAL EARNING ASSETS          $1,722,999  $1,550,286  $172,713  $(1,049)  $173,762
==========================================                                  =======================================================
                                               Interest bearing deposits:

 $1,460  $1,281   $179  3.35%  3.35%  0.00%   NOW and money market          $   48,846  $   42,917  $  5,929  $   (78)  $  6,007
  3,761   3,393    368  3.06   3.08  (0.02)   Savings                          114,958     104,404    10,554   (1,161)    11,715
  4,437   4,024    413  5.58   5.45   0.13    Time deposits                    247,688     219,207    28,481    1,258     27,223
------------------------------------------                                  -------------------------------------------------------
  9,658   8,698    960  4.26   4.21   0.05                                     411,492     366,528    44,964       19     44,945
------------------------------------------                                  -------------------------------------------------------
  4,623   4,281    342  5.45   5.55  (0.10)   Short-term borrowings            251,724     237,738    13,986   (3,978)    17,964
  1,646   1,593     53  7.01   6.47   0.54    Medium and long-term debt        115,475     103,082    12,393    8,277      4,116
------------------------------------------                                  -------------------------------------------------------
                                              TOTAL INTEREST BEARING
 15,927  14,572  1,355  4.89   4.85   0.04      LIABILITIES                    778,691     707,348    71,343    4,318     67,025

  2,612   2,294    318                        Demand deposits
    723     544    179                        Other sources of funds
------------------------------------------
$19,262 $17,410 $1,852  4.04%  4.06% (0.02)%
==========================================
                        4.91%  4.84%  0.07%   NET INTEREST MARGIN AND
                        ==================      NET INTEREST INCOME            944,308     842,938   101,370  $ (5,367)  $106,737
                                                                                                              ===================
                        4.06%  4.05%  0.01%   NET INTEREST SPREAD
                        ==================
                                              TAXABLE EQUIVALENT
                                                ADJUSTMENT
                                                                                71,296      58,983    12,313
                                               NET INTEREST INCOME          --------------------------------
                                                                            $  873,012  $  783,955  $ 89,057
                                                                            ================================

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

--------------------------------------------------------------------------------

was 39.64% for 1998, compared with 26.04% for the S&P 500 Index.

   Further discussion of operating results and the Corporation's financial condition is presented in the following narrative and tables. In addition, Table C provides selected financial data for the last 10 years.

RECENT DEVELOPMENTS

On March 2, 1999, the Corporation acquired 9.99% of the Puerto Rico Telephone Company (PRTC) from the Government of Puerto Rico for $86.9 million. This acquisition is part of a joint venture with GTE, a telecommunications company, which acquired a 50% share of PRTC, while the government retains between 44% and 47% of ownership.

Earnings Analysis

NET INTEREST INCOME

Net interest income represents the main source of earnings of Popular, Inc. As further discussed in the Risk Management section, the Corporation uses several tools to manage the risks associated with the composition and repricing of assets and liabilities.

Popular, Inc.

                                                   YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
  (Dollars in millions)                                                                                (In thousands)

                                                                                                                       Variance
      Average Volume        Average Yields                                                   Interest               Attributable to
  1997     1996  Variance 1997    1996  Variance                                   1997        1996    Variance     Rate    Volume
------------------------------------------------                                 ---------------------------------------------------
$   632   $  893 $ (261)  5.36%   5.23%   0.13%  Money market investment        $   33,923 $   46,697  $(12,774)  $ 1,117  $(13,891)
  5,928    4,830  1,098   6.90    6.63   (1.18)  Investment securities             409,127    320,386    88,741    13,448    75,293
    302      372    (70)  6.55    6.18    0.37   Trading                            19,769     23,004    (3,235)    1,328    (4,563)
-----------------------------------------------                                 ----------------------------------------------------
  6,862    6,095    767   6.75    6.40    0.29                                     462,819    390,087    72,732    15,893    56,839
-----------------------------------------------                                 ----------------------------------------------------
                                                 Loans:
  4,427    3,687    740   9.26    8.98    0.28     Commercial and construction     409,965    331,129    78,836    10,571    68,265
    554      505     49  12.99   12.96    0.03     Leasing                          72,029     65,523     6,506       140     6,366
  2,699    2,548    151   8.54    8.51    0.03     Mortgage                        230,601    216,830    13,771       896    12,875
  2,868    2,471    397  13.07   12.85    0.22     Consumer                        374,872    317,409    57,463     1,960    55,503
-----------------------------------------------                                 ----------------------------------------------------
 10,548    9,211  1,337  10.31   10.11    0.20                                   1,087,467    930,891   156,576    13,567   143,009
-----------------------------------------------                                 ----------------------------------------------------
$17,410  $15,306 $2,104   8.90%   8.63%   0.25%  TOTAL EARNING ASSETS           $1,550,286 $1,320,978  $229,308   $29,460  $199,848
===============================================                                 ====================================================
                                                 Interest bearing deposits:
$ 1,281  $ 1,149 $  132   3.35%   3.28%   0.07%  NOW and money market           $   42,917 $   37,623  $  5,294   $   715  $  4,579
  3,393    3,096    297   3.08    3.03    0.05   Savings                           104,404     93,878    10,526       833     9,693
  4,024    4,163   (139)  5.45    5.25    0.20   Time deposits                     219,207    218,721       486     5,111    (4,625)
-----------------------------------------------                                 ----------------------------------------------------
  8,698    8,408    290   4.21    4.17    0.04                                     366,528    350,222    16,306     6,659     9,647
-----------------------------------------------                                 ----------------------------------------------------
  4,281    3,465    816   5.55    5.33    0.22   Short-term borrowings             237,738    184,682    53,056    10,069    42,987
  1,593      905    688   6.47    6.25    0.22   Medium and long-term debt         103,082     56,636    46,446       764    45,682
-----------------------------------------------                                 ----------------------------------------------------
                                                 TOTAL INTEREST BEARING
 14,572   12,778  1,794   4.85    4.63    0.22     LIABILITIES                     707,348    591,540   115,808    17,492    98,316

  2,294    2,054    240                          Demand deposits
    544      474     70                          Other sources of funds
-----------------------------------------------
$17,410  $15,306 $2,104   4.06%   3.86%   0.20%
===============================================
                          4.84%   4.77%   0.07%  NET INTEREST MARGIN AND
                          =====================  NET INTEREST INCOME               842,938    729,438   113,500   $11,968  $101,532
                                                                                                                  =================
                          4.05%   4.00%   0.05%  NET INTEREST SPREAD
                          =====================
                                                 TAXABLE EQUIVALENT
                                                  ADJUSTMENT                        58,983     48,125    10,858
                                                 NET INTEREST INCOME              -----------------------------
                                                                                  $783,955   $681,313  $102,642
                                                                                  =============================

--------------------------------------------------------------------------------
   Net interest income increased $89.1 million for the year ended December 31, 1998, reaching $873.0 million, compared with $783.9 million reported in 1997. In 1996, net interest income totaled $681.3 million.

   Table D presents the principal components of the Corporation's net interest income and net interest margin segregated by major categories of earning assets and interest bearing liabilities. The interest income derived from some of these assets is exempt for income tax purposes. Therefore, in order to present all interest data on a comparable basis, the interest income has been converted to a taxable equivalent basis using the applicable statutory income tax rates. This taxable equivalent adjustment amounted to $71.3 million in 1998, $59.0 million in 1997 and $48.1 million in 1996. The amount of the adjustment has increased due to a higher average volume of exempt investments.

   As presented in the table, average earning assets increased $1.9 billion from 1997 to 1998, being the principal reason for the increase in net interest income. The rise in average earning assets is primarily related to an increase in average loans which is the higher yielding category of earning assets. Commercial loans accounted for more than half of the increase in average

Popular, Inc.

loans. This increase was attributed to business growth, principally in Puerto Rico and to the banks acquired throughout the year in the Dominican Republic, Illinois and California. The acquired banks contributed with $81 million in average commercial loans at December 31, 1998, while BPPR contributed with an increase of $537 million in average commercial loans. Also, mortgage loans increased significantly both in the United States and Puerto Rico, mostly as a result of the favorable market conditions for refinancing. The commercial banking institutions of the Corporation contributed with an increase of $200 million in the average mortgage loan portfolio, while the mortgage banking subsidiaries contributed with $101 million of the growth since 1997. The average yield on loans decreased by nine basis points mainly due to a lower interest rate scenario and a strong competitive environment.

   The increase in the average yield of the investment portfolio was caused primarily by two factors. First, during the second half of 1997, the duration of the investment portfolio was extended to position better the Corporation in an environment of declining interest rates. Another factor was the increased emphasis placed on investing in U.S. Agency securities, at the expense of Treasury obligations which yield less.

   Savings accounts and demand deposits also increased, partially attributed to funds that entered into the banking system in Puerto Rico because of payments by insurance companies and federal government agencies for claims after hurricane Georges struck the island in September 1998. Average time deposits also increased by 10.3%, mainly through deposits captured from retail customers. The banking operations acquired during 1998 contributed with $111 million in average total deposits in 1998. The average cost on time deposits increased by 13 basis points, partially affected by the decrease of $139 million in 936 deposits which have a lower cost. Table L has a detail of average deposits by category.

   The increase in short-term borrowings is directly related to the rise in investment securities. The increase in the cost of the Corporation's long term debt during 1998 is attributed to the dramatic rise in the spreads most corporations had to pay in the credit markets for longer term financing.

   The average cost of interest bearing funds increased four basis points, while the cost of funding earning assets decreased by two basis points, due to a higher balance of non-interest bearing funds such as demand deposits and capital. The Corporation's net interest margin, on a taxable equivalent basis, improved by seven basis points in 1998, as compared to 1997.

PROVISION FOR LOAN LOSSES

The provision for loan losses reflects management's assessment of the adequacy of the allowance for loan losses to cover potential losses inherent in the loan portfolio after taking into account the net charge-offs for the current period and loan impairment. The provision for loan losses in 1998 totaled $137.2 million, a $26.6 million increase from the $110.6 million reported in 1997. The provision for loan losses for 1996 was $88.8 million. The increase in the provision for 1998 was based primarily on the growth in the Corporation's loan portfolio, a rise in net charge-offs and non-performing assets, and current and expected economic conditions. Net charge-offs for 1998 were $112.9 million, compared with $97.8 million in 1997 and $72.1 million in 1996. As a percentage of average loans, net charge-offs were 0.95% in 1998, 0.93% in 1997 and 0.78% in 1996.

   Please refer to the Credit Risk Management and Loan Quality section for a more detailed analysis of the allowance for loan losses, net charge-offs, and credit quality statistics.

NON-INTEREST INCOME

Non-interest income, excluding securities and trading gains, which consists primarily of service charges on deposit accounts, credit card fees, other fee-based services and other revenues, rose $37.3 million or 15.4% when compared with prior year. As shown in Table E, the increase during 1998 was driven by a rise of $17.9 million in other service fees, $9.8 million in other operating income and $9.6 million in service charges on deposit accounts.

   The growth in service charges on deposit accounts reflects higher activity on commercial and retail accounts and higher volume of deposits mostly resulting from the Corporation's business expansion and acquisitions. Also, contributing to this growth was an increase in the volume of transactions. Measured as a percentage of average deposits, service charges were 0.85% in 1998, 0.86% in 1997 and 0.82% in 1996.

   Other service fees, which represented 41.8% of non-interest income for the year, increased $17.9 million or 18.2% from the amount reported in 1997. As shown in Table E, the rise in other service fees is primarily attributable to higher credit card fees and merchant discounts which rose $6.6 million, and higher fees related to the sale and administration of investment products which rose $2.3 million when compared to 1997. This increase is on line with the growth of 26.8% in credit card net sales and the increase of 31.8% in the number of active credit card accounts. Also, the growth in fees related to the sale and administration of investment products was mainly driven by the performance of the retail brokerage division of Popular Securities. The increase in trust fees of $2.1 million mainly resulted from a higher number of Keogh and 401k accounts and the general rise in the market value of assets. Debit card fees, which consist primarily of rental income of point-of-sale (POS) terminals and interchange income contributed $1.9 million to the increase in other service fees. Its increase mainly resulted from the sustained growth in the number of POS terminals and in the volume of transactions which increased from a monthly average of 3,171,000 in December 1997 to 4,010,000 a year later. The number of POS terminals increased 15.2% to 18,794 as of December 31, 1998, from 16,321 a year earlier. In addition,

TABLE E
Other Operating Income

                                                                             Year ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                                                                     Five-Year
                                           1998           1997           1996           1995           1994            C.G.R.
-------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts      $103,732       $ 94,141       $ 85,846       $ 78,607       $ 71,727           8.73%
-------------------------------------------------------------------------------------------------------------------------------
Other service fees:
  Credit card fees and discounts           36,038         29,437         23,735         20,676         18,620          16.47
  Debit card fees                          17,702         15,768         10,430          5,425          3,185          59.70
  Sale and administration of
    investment products                    11,890          9,557          5,384          2,999          1,190
  Mortgage servicing fees, net of
    amortization                            9,131          9,129          7,534          5,956          2,301          25.47
  Trust fees                                8,873          6,799          6,174          5,851          5,159          16.79
  Credit life insurance fees                8,690          9,537          7,955          5,766          4,889          15.27
  Other fees                               24,251         18,423         15,859         17,052         15,896          13.05
-------------------------------------------------------------------------------------------------------------------------------
         Total other service fees         116,575         98,650         77,071         63,725         51,240          22.11
-------------------------------------------------------------------------------------------------------------------------------
Other income                               58,353         48,605         39,353         23,853         17,885          35.94
-------------------------------------------------------------------------------------------------------------------------------
         Total                           $278,660       $241,396       $202,270       $166,185       $140,852          17.62%
===============================================================================================================================
Other operating income
  to average assets                          1.36%          1.31%          1.24%          1.18%          1.15%
Other operating income
  to operating expenses                     38.68          37.90          37.32          34.14          31.45
===============================================================================================================================

Popular Cash Express contributed with $1.9 million to the increase in other fees, mainly resulting from money order sales, check cashing, money transfer and payment processing fees. The decline in credit life insurance fees resulted mainly from a lower volume of personal loans originated during 1998. This source of revenue is expected to decline during 1999 as a result of the enactment of a statute that requires financial institutions in Puerto Rico to reimburse the unearned portion of the credit life insurance fee collected, if the loan is prepaid.

   Other operating income for the year ended December 31, 1998, increased $9.7 million or 20.1% when compared to prior year. This increase mainly resulted from the recording during 1997 of a loss of $3.3 million on the sale of a real estate asset. Also during 1998, there was a growth of $2.1 million in investment banking fees when compared to prior year. In addition, the other operating revenues of the leasing subsidiaries increased $1.8 million mainly as a result of higher gains on sales of daily rental units and a higher volume of daily rental income. Moreover, during the year ended December 31, 1998, a nonrecurring income of $1.7 million was recorded due to a partial recovery of the investment in common stock of Citizens Bank of Jamaica, which was written down during 1997.

SECURITIES AND TRADING GAINS

During 1998, the Corporation sold $923 million in investment securities available-for-sale as part of its asset/liability strategy, realizing a net gain of $8.9 million, including $4.3 million in the sale of equity securities by Popular Inc.'s holding company. In 1997, $5.2 billion of the investment securities available-for-sale were sold for a net gain of $2.3 million, reflecting gains of $6.3 million on the sale of equity securities partially offset by a loss of $4.0 million on the sale of other securities.

   Trading account activities for the year ended December 31, 1998, resulted in profits of $3.7 million compared with profits of $3.9 million in 1997.

OPERATING EXPENSES

Operating expenses for 1998 increased $83.4 million or 13.1%, principally reflecting higher personnel costs, professional fees, net occupancy and equipment expenses. This rise is mainly related to the Corporation's growth and expansion and the acquisitions made during 1997 and 1998. The operations acquired in the United States during 1998 accounted for approximately $5.7 million of the increase. Also, the inclusion of BF accounted for approximately $4.6 million in additional expenses for the year. Table F presents a detail of operating expenses and various related ratios for the last five years.

   Personnel costs, the largest category of operating expenses, increased $30.5 million or 9.9% when compared with 1997. The growth in personnel costs was led by salaries, mainly resulting

Popular, Inc.

TABLE F
Operating Expenses


                                                                     Year ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                                                                       Five-Year
                                            1998           1997           1996           1995           1994            C.G.R.
--------------------------------------------------------------------------------------------------------------------------------
Salaries                                  $247,590       $211,741       $185,946       $172,504       $160,996           10.33%
Pension and other benefits                  67,743         69,468         64,609         57,568         45,546            8.66
Profit sharing                              22,067         25,684         22,692         19,003         19,205            2.23
--------------------------------------------------------------------------------------------------------------------------------
  Total personnel costs                    337,400        306,893        273,247        249,075        225,747            9.34
Equipment expenses                          75,302         66,446         57,186         47,854         42,229           18.66
Professional fees                           58,087         46,767         36,953         28,677         27,002           20.09
Net occupancy expense                       48,607         39,617         36,899         32,850         28,440           13.26
Business promotion                          39,376         33,569         26,229         17,801         16,271           18.80
Communications                              36,941         33,325         26,470         23,106         20,308           15.21
Other taxes                                 32,191         30,283         23,214         20,872         19,807           15.01
Amortization of intangibles                 27,860         22,874         18,054         20,204         18,003           11.49
Printing and supplies                       17,604         15,539         11,964         11,069          8,817           16.54
Other operating expenses:
  Transportation and travel                  7,968          7,186          5,852          4,424          3,946           17.52
  FDIC assessment                            1,497          1,499          1,544         10,257         19,346          (39.05)
  All other                                 37,521         32,922         24,307         20,644         17,930           15.25
--------------------------------------------------------------------------------------------------------------------------------
      Subtotal                             382,954        330,027        268,672        237,758        222,099           14.29
--------------------------------------------------------------------------------------------------------------------------------
      Total                               $720,354       $636,920       $541,919       $486,833       $447,846           11.81%
================================================================================================================================
Efficiency ratio                                            62.55%         62.12%         61.33%         64.88%          66.21%
Personnel costs to average assets                            1.65           1.67           1.68           1.76            1.85
Operating expenses to average assets                         3.52           3.46           3.32           3.45            3.66
Assets per employee (in millions)                        $   2.20       $   2.18       $   2.10       $   2.01       $    1.68
================================================================================================================================

from increased employment levels due to the acquired operations and business expansion, annual merit increases and incentive compensation. Full-time equivalent employees (FTE) increased to 10,549 at December 31, 1998, from 8,854 at the end of 1997. The acquisitions completed in the United States added 159 FTEs, while BF added 853 FTEs as of the end of the year.

   Employee benefits, including profit sharing, decreased $5.3 million when compared to 1997. The decline in pension costs and other fringe benefits was primarily related to the improvement in the return of the pension plan assets which resulted in a credit for 1998. Furthermore, profit sharing expense decreased $3.6 million, as a result of an amendment to the profit sharing plan in order to encourage stronger profitability ratios.

   Other operating expenses, excluding personnel costs, for the year ended December 31, 1998, rose $52.9 million when compared with 1997. Professional fees increased $11.3 million reflecting higher legal, consulting and technical support fees for business expansion and costs incurred in relation to the Corporation's action plan to address the Year 2000 issue. Net occupancy expense rose $9.0 million, principally due to the sale of an income-producing real property during the fourth quarter of 1997 and the Corporation's continued growth and expansion. The increase in equipment expenses of $8.9 million mainly resulted from the Corporation's geographical expansion and growth in business activity, expenses related to the Corporation's action plan to address the Year 2000 issue and the expansion of the electronic payment system and the network of POS terminals. By the end of 1998, the Corporation had increased its automated teller machine (ATM) network by 95 machines and installed 2,473 additional POS terminals, when compared with prior year.

   Business promotion increased $5.8 million as part of the institutional campaign launched in the continental United States to emphasize Banco Popular's image as a Hispanic bank, the promotional efforts related to the credit card program in the United States and activities related to the recovery of Puerto Rico after the damages caused by Hurricane Georges. Other operating expenses, which includes transportation and travel, insurance expenses, interchange and processing fees related with debit and credit cards, and FDIC assessment among others, increased $5.4 million mostly as a result of the Corporation's expansion and the increased volume of credit and debit card transactions. The amortization of intangibles also reflected an increase of $5.0 million related to the premiums paid on the operations acquired during 1997 and 1998.

Popular, Inc.

INCOME TAX EXPENSE

Income tax expense for the year ended December 31,1998, was $74.7 million compared with $74.5 million in 1997 and $70.9 million in 1996. The rise in income tax expense resulting from higher pre-tax earnings, was partially offset by higher benefits of net tax-exempt interest income and by the reversal of $4.0 million of a valuation allowance related to a deferred tax asset that became realizable during 1998.

   As a result of the above, the effective tax rate decreased to 24.3% in 1998, from 26.2% in 1997 and 27.7% in 1996. The difference between the effective tax rates and the maximum statutory tax rate for the Corporation, which is 39%, is primarily due to the interest income earned on certain investments and loans which is exempt from income tax, net of the disallowance of related expenses attributable to the exempt income.

   Please refer to Note 22 of the consolidated financial statements for additional information on income taxes.

Impact of the Year 2000 Issue

The Corporation, under the direction of its Year 2000 Office, has been actively engaged in modifying, converting, and testing its computer systems and date-sensitive operating equipment. It is also working with customers and business partners to ascertain their progress toward Year 2000 compliance. Internal auditors of the Corporation are verifying and validating the work done in this important project, which has been classified as the top priority of the Corporation for 1998 and 1999.

   A four phase action plan is being used to drive the activities related with the information technology components (in-house processed core applications; data processing center computers, software and equipment; networks and communication backbones; decentralized managed applications; personal computers with their corresponding software) and date-sensitive operating equipment as explained below:

   Assessment - identification of the components that may be impacted by the arrival of the new century. Determination of resources needed, time frame and sequencing of the Year 2000 efforts.

   Renovation - modification, conversion, replacement or elimination of components not Year 2000 ready. Validation testing and verification of the components by simulating data conditions for the Year 2000.

   Implementation - installation of renovated components into production.

INFORMATION TECHNOLOGY

As of December 31, 1998, the information technology action plan was 77% completed, which is in line with our projection. Following is a summarized report of actual results by phase, including both mission critical and non-mission critical systems, and what is expected to be achieved during the next quarters.


                Actual                          Projected
               ---------------------------------------------------------
               12/31/98   12/31/98  3/31/99      6/30/99    9/30/99
------------------------------------------------------------------------
Assessment        96%       97%      100%      xxxxxxxx    xxxxxxxx
Renovation        85%       87%       98%           100%   xxxxxxxx
Validation        71%       71%       87%           100%   xxxxxxxx
Implementation    63%       58%       75%            90%        100%

   The expected completion dates are based on assumptions of future events considering the continued availability of resources and the completion of work by third parties. Even though the Corporation feels that its current state of readiness is adequate there is no guarantee that these estimates will be achieved.

   The renovation and validation phases of mission-critical systems (those that will have a significant adverse impact on the institution's operations and financial condition) were 93% and 82% completed as of December 31, 1998. The validation phase of the mission critical systems is scheduled to be completed by June 30, 1999.

NON-INFORMATION TECHNOLOGY

The action plan of date-sensitive operating equipment, including specialized banking equipment such as ATMs, statement rendering and check processing machines, was 92% completed as of December 31, 1998.

   Significant third parties with which the Corporation interfaces with regard to the Year 2000 problem include customers and business partners (counterparts, technology vendors, service providers, payment and clearing systems, utilities, etc.). Unreadiness by these third parties would expose the Corporation to a potential loss, through impairment of business processes and activities.

   The Corporation has assessed and is already monitoring the progress of customers in their efforts to become Year 2000 compliant and the possible effects of their inability to become Year 2000 compliant. Also, the Corporation has assessed and is monitoring and testing the progress of its business partners and counterparts to determine whether they will be able to successfully interact with the Corporation in the Year 2000.

   For the Corporation's operations in the United States, which are highly dependable on processing service bureaus, several steps have been undertaken to reduce the exposure. Officers of the Corporation have an active participation in the client advisory board of the main business partner, which has contracted an external entity to conduct independent quarterly reviews of the Year 2000 action plan. Their progress is being monitored through the review of monthly reports and the detailed test plans that they use to accomplish the validation phase.

Popular, Inc.

OVERALL STATE OF READINESS

At year end, the Year 2000 Plan for Puerto Rico and the Caribbean, including information technology components, date-sensitive operating equipment, customers and business partners was 86% completed. In the U.S. mainland, 94% of the core applications were already implemented by December 31, 1998. The whole project will be substantially completed by June 30, 1999.

CONTINGENCY PLANS AND BUSINESS CONTINUITY

Even after thorough testing plans are executed, there is a possibility that problems may arise in relation to all the changes made to systems and equipment to ascertain they are ready for the Year 2000. Based on the current status of the Year 2000 action plans, the Corporation's most reasonably likely worst case scenario is that an unforeseen hardware or system failure might impair the execution of one or more critical business processes during a limited period of time. Business resumption plans are based on the assumption that the Corporation will correct any hardware or software systems failure within five working days.

   The Corporation's strategy is to focus on the assessment, renovation, validation, and implementation phases of its Year 2000 action plans so as to limit errors, and therefore the need to implement business resumption plans. Nevertheless, the Corporation has established company wide business recovery plans to support critical business processes in case of an unforeseen hardware or software failure in the Year 2000. These business resumption plans include, among other things, a business impact analysis, prioritization of business processes, specific recovery strategies and alternative manual procedures for critical business processes. Most business resumption plans for critical operations in Puerto Rico and the United States were completed at December 31,1998. The first phase of testing of the business resumption plans was completed for the Puerto Rico operations and most of Banco Popular's U.S. operations. The second phase of tests is scheduled for the second quarter of 1999.

COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES

The principal costs of the Year 2000 project are those associated with the renovation and validation phases. The major portion, however, is being satisfied using existing resources through the deferral of technology projects, with the remainder representing incremental costs.

   The Information Technology group was reinforced with 55 additional programmers and other skilled technical personnel to ascertain the availability of the necessary resources. Other relevant incremental costs are the costs to contract external consultants to manage the renovation and validation of certain specific items and scheduled upgrades that were accelerated due to the Year 2000 issue. The Corporation is funding the project through operating cash flows and does not anticipate that the related incremental costs nor the impact of the technology development initiatives being deferred will be material to the financial condition and results of operations of any single year.

   Management estimates the total incremental costs of achieving Year 2000 compliance to be approximately $10.8 million over the two-year period ending in December 31, 1999. Approximately $5.2 million have been incurred at December 31, 1998, of which $2.8 million are related to consultants contracted, $1.9 million for additional technical employees hired, $0.2 million for new hardware and software acquired and $0.3 million related to costs to contact customers, retain technical employees and other costs of the Year 2000 project.

   Year 2000 costs are based on management's best estimates, which were derived utilizing numerous assumptions of future events and other factors. However, there can be no guarantee that these estimates will be achieved and actual costs could differ materially from those projected.

STATEMENT OF CONDITION ANALYSIS

The Corporation's total assets as of December 31, 1998, reached $23.2 billion compared with $19.3 billion as of December 31, 1997, representing an increase of $3.9 billion or 20.0%. Most of the growth pertains to BPPR, which increased $2.3 billion in total assets from December 31,1997. Also, the newly acquired banking operation in the Dominican Republic and the acquisitions of banking institutions in the U.S. contributed each with $473 million to the Corporation's total assets at December 31, 1998.

EARNING ASSETS

Earning assets at December 31, 1998, amounted to $21.6 billion from $18.1 billion a year earlier and $15.5 billion at December 31, 1996.

   Money market investments, trading and investment securities amounted to $8.5 billion at December 31, 1998, representing an increase of $1.8 billion when compared with the same date in 1997. The increase was mainly reflected in investment securities which totaled $7.2 billion at December 31, 1998, an increase of $1.6 billion or 28.3%. The increase in investment securities resulted mostly from arbitrage opportunities undertaken, mostly through CMOs and securities of U.S. Government agencies and corporations, that allowed the Corporation to generate additional net interest income.

   As shown in Table G, the Corporation continued to experience significant growth in loans during 1998. Total loans increased $1.7 billion or 15.0% from amounts reported at December 31, 1997. Commercial and mortgage loans, which accounted for the largest increases in the portfolio, rose $1.0 billion and $518 million, respectively. BPPR and the operations

Popular, Inc.

TABLE G
Loans Ending Balances

                                                                       As of December 31,
-----------------------------------------------------------------------------------------------------------------------------
(In thousands)
                                                                                                                    Five-Year
                                    1998             1997            1996            1995            1994            C.G.R.
-----------------------------------------------------------------------------------------------------------------------------
Commercial, industrial and
  agricultural                  $ 5,646,027      $ 4,637,409      $3,822,096      $3,205,031      $2,893,534         18.93%
Construction                        257,786          250,111         200,083         215,835         161,265         10.93

Lease financing                     645,280          581,927         516,001         498,750         448,236         11.72
Mortgage(*)                       3,351,748        2,833,896       2,576,887       2,403,631       2,177,763         16.29

Consumer                          3,177,954        3,073,264       2,663,961       2,354,237       2,100,531         11.16
-----------------------------------------------------------------------------------------------------------------------------
  Total                         $13,078,795      $11,376,607      $9,779,028      $8,677,484      $7,781,329         15.56%
=============================================================================================================================
(*)Includes loans held-for-sale.
-----------------------------------------------------------------------------------------------------------------------------

acquired during 1998 contributed with total increases of $316 million and $473 million, respectively, in the commercial loan portfolio. The growth experienced at BPPR was mostly the result of the continued marketing efforts in the retail and middle markets.

   The rise in the mortgage loan portfolio was mostly attained at the mortgage banking subsidiaries of the Corporation which contributed with an increase of $218 million. Also, the banking operations in Puerto Rico and the Virgin Islands contributed with an increase of $167 million in mortgage loans at December 31, 1998. Furthermore, the commercial banking operations in the United States contributed with $130 million to the increase. The rise in mortgage loans principally resulted from the higher demand in mortgage refinancings to consolidate personal debt mainly due to a lower interest rate scenario in 1998.

   Consumer loans, which include personal, auto, marine, credit cards and reserve lines grew $105 million or 3.4% since December 31, 1997. The commercial banks acquired during 1998, contributed with a consumer loan portfolio of $78 million at December 31, 1998. Also, the mortgage and consumer finance operations contributed with an increase of $52 million when compared with the end of 1997. On the other hand, the other banking operations of the Corporation experienced a net decrease of $25 million in consumer loans compared to prior year.

   The personal loan portfolio, which represented 56.3% of the total consumer loan portfolio at December 31, 1998, decreased $22 million from $1.8 billion reported at December 31, 1997, representing 58.9% of the total consumer loan portfolio. The decrease was mainly at BPPR which experienced a reduction of $86 million in its personal loan portfolio partially due to lower demand and to mortgage refinancings to consolidate personal debts resulting from the lower interest rate scenario. This decrease was partially offset by increases of $18 million in the consumer finance subsidiary in Puerto Rico and $35 million due to the personal loan portfolios of the commercial banks acquired during 1998 at the mainland and the Dominican Republic.

   Credit card loans, which represented 21.1% of the consumer loan portfolio as of December 31, 1998, rose $117 million to $669 million. The increase in this category was mostly achieved through business expansion, marketing efforts both in Puerto Rico and the U.S. and the launching of the American Express / Banco Popular revolving credit card in Puerto Rico during 1998. The number of active credit card accounts increased 31.8% from 1997.

   Auto and boat secured loans represented about 19% of the total consumer loan portfolio, while revolving credit represented 3.4% at December 31, 1998.

   The Corporation's lease financing portfolio increased $63 million since December 31, 1997. The rise in truck and vehicles lease financing by the Corporation's leasing subsidiary in Puerto Rico contributed with $23 million of the increase. Also, the leasing subsidiary in the United States, engaged in equipment leasing, contributed with an increase of $21 million.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Total deposits at December 31, 1998, amounted to $13.6 billion compared with $11.7 billion on December 31, 1997, an increase of $1.9 billion or 16.4%. Please refer to Table L for a detail of average deposits by category. The geographic distribution of the Corporation's total deposits at the end of 1998, included 69.0% in Puerto Rico, 25.0% in the United States and the remaining 6.0% in the Caribbean region, including deposits from Banco Popular's operations in the U.S. and British Virgin Islands.

   Most of the increase in deposits was attained at BPPR, where total deposits increased $1.1 billion. The increase was also related to the acquisitions made during 1998 in California, Illinois and the Dominican Republic, contributing $691 million in deposits at December 31, 1998. Demand, savings and time

Popular, Inc.

TABLE H
Capital Adequacy Data

                                                                                As of December 31,
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                      1998             1997             1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------------
Risk-based capital:
  Tier I capital                                 $ 1,450,187       $ 1,335,391       $1,121,128       $1,003,072       $  953,266
  Supplementary (Tier II) capital                    310,091           263,115          246,350          231,091          104,338
---------------------------------------------------------------------------------------------------------------------------------
      Total capital                              $ 1,760,278       $ 1,598,506       $1,367,478       $1,234,163       $1,057,604
=================================================================================================================================
Risk-weighted assets:
  Balance sheet items                            $12,955,995       $10,687,847       $9,368,420       $8,175,420       $7,219,906
  Off-balance sheet items                            443,926           287,822          275,397          249,529          199,327
---------------------------------------------------------------------------------------------------------------------------------
      Total risk-weighted assets                 $13,399,921       $10,975,669       $9,643,817       $8,424,949       $7,419,233
=================================================================================================================================
Ratios:
  Tier I capital (minimum required - 4.00%)            10.82%            12.17%           11.63%           11.91%           12.85%
  Total capital (minimum required - 8.00%)             13.14             14.56            14.18            14.65            14.25
  Leverage ratio (minimum required - 3.00%)             6.72              6.86             6.71             6.66             7.62
  Equity to assets                                      7.60              7.44             7.33             7.58             7.57
  Tangible equity to assets                             6.50              6.52             6.55             6.60             6.55
  Equity to loans                                      13.02             13.00            12.97            13.03            13.01
  Internal capital generation rate                     10.06             10.76            10.99             9.36             9.48
=================================================================================================================================
---------------------------------------------------------------------------------------------------------------------------------


deposits in BPPR increased 20.3%, 12.9% and 1.62%, respectively, from amounts reported at the end of 1997. The increase was partially related to funds that entered into the banking system in Puerto Rico because of payments made by insurance companies and federal government agencies for claims after hurricane Georges hit the Island in September 1998.

   Borrowed funds, including subordinated notes and capital securities increased $1.6 billion from December 31, 1998 to $7.3 billion at the end of 1998. The increase in borrowed funds was used primarily to fund the Corporation's business expansion, loan growth and arbitrage activities. During 1997, a shelf registration was filed with the Securities and Exchange Commission, allowing the Corporation to issue medium-term notes, unsecured debt securities and preferred stock in an aggregate amount of up to $1 billion.

   As part of the investment in BF the Corporation recognized a minority interest of $28 million as of the end of 1998, which represents the beneficial interest of the minority investors of BF.

STOCKHOLDERS' EQUITY

At December 31, 1998, the Corporation's total stockholders' equity reached $1.7 billion compared with $1.5 billion on December 31, 1997. This increase was mostly due to earnings retention. Accumulated other comprehensive income rose $42 million. Also, the Corporation's Dividend Reinvestment Plan contributed $7.4 million in additional capital since December 31, 1997.

   On April 23, 1998, the Corporation's Board of Directors authorized a two-for-one stock split effected in a form of a dividend and as a result, $412 million were transferred from surplus to common stock.

   The Corporation had 4,000,000 shares of preferred stock outstanding at December 31, 1998. These shares are non-convertible and are redeemable at the option of the Corporation. Dividends are noncumulative and are payable monthly at an annual rate per share of 8.35% based on the liquidation preference value of $25 per share.

   The Corporation's objective is to maintain a solid capital position above the "well capitalized" classification under the federal banking regulations. As shown in Table H, which presents the capital adequacy information for the current and previous four years, the Corporation continues to exceed the well-capitalized guidelines. Tier I and total capital ratios decreased in 1998, as a result of the acquisitions performed during the year. Further information is presented in Note 18 to the consolidated financial statements.

   Intangible assets totaled $274 million at December 31, 1998, an increase of $42 million from December 31, 1997. The acquisitions performed in 1998 contributed to most of the increase in intangible assets. Total intangibles consisted of $172 million in goodwill, $67 million in core deposit intangibles, $30 million in mortgage servicing rights and $5 million in other intangibles. At the end of 1997, goodwill totaled $120 million, core deposit intangibles were $75 million, mortgage servicing rights were $29 million and other intangibles were $8 million. The average tangible equity increased to $1.31 billion for the year ended December 31, 1998, from $1.19 billion a year before, an increase of $125 million or 10.5%. Total tangible equity at December 31, 1998, was $1.43 billion compared with $1.27

Popular, Inc.

TABLE I
Common Stock Performance

                        Market Price            Cash            Book
                  -----------------------     Dividends         Value    Dividend       Price/     Market/
                                              Declared           Per      Payout       Dividend   Earnings   Book
                     High          Low        Per Share         Share     Ratio        Yield (*)    Ratio    Ratio
--------------------------------------------------------------------------------------------------------------------
   1998                                                        $11.86     28.42%         1.55%     20.61x    286.68%
1st QUARTER       $29 11/32       $23 1/32      $0.11
2nd QUARTER        36 5/32         29 7/32       0.11
3rd QUARTER        36 3/4          28            0.14
4th QUARTER        34              25 3/8        0.14

    1997                                                        10.37      25.19         1.76      16.50     238.78
1st quarter       $18 3/8         $16 17/32     $0.09
2nd quarter        21 7/16         16 7/8        0.09
3rd quarter        27 15/16        20 9/16       0.11
4th quarter        27 3/16         22 7/8        0.11

    1996                                                         8.80      24.63         2.65      12.59     191.87
1st quarter       $11 9/16         $9 11/16     $0.08
2nd quarter        11 13/14        10 15/16      0.09
3rd quarter        13 7/8          11 5/16       0.09
4th quarter        17 1/2          12 15/16      0.09

    1995                                                         7.91      26.21         3.15       9.24     122.55
1st quarter        $7 15/16        $7 1/32      $0.07
2nd quarter         8 7/8           7 13/16      0.07
3rd quarter         9 3/4           8 7/8        0.07
4th quarter         9 31/32         9 17/32      0.08

    1994                                                         6.87      27.20         3.18       7.66     102.37
1st quarter        $8 1/8          $7 11/16     $0.06
2nd quarter         8 3/16          7 3/4        0.06
3rd quarter         8 5/16          7 7/8        0.06
4th quarter         8 1/4           6 3/4        0.07

(*)Based on the average high and low market price for the four quarters.
Note: All per share data has been adjusted to reflect the two stock splits effected in the form of a dividend of one share for each share outstanding on July 1, 1998 and July 1, 1996.
--------------------------------------------------------------------------------

billion at December 31, 1997. The tangible equity to assets ratio for 1998 and previous four years is presented in Table H.

   Book value per common share increased to $11.86 at December 31, 1998, compared with $10.37 at year-end 1997. The market value of the Corporation's common stock at the end of 1998, was $34.00 compared with $24.75 a year earlier. The total market capitalization was $4.6 billion, compared with $3.4 billion as of December 31, 1997.

   The Corporation's stock is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbol BPOP. Table I shows the range of market quotations and cash dividends declared for each quarter during the last five years. The preferred stock of the Corporation is also traded on the NASDAQ National Market System under the symbol BPOPP. Its market value at December 31, 1998 and 1997 was $26.00 per share. As of February 26, 1999, the Corporation had 10,454 stockholders of record of its common stock, not including beneficial owners whose shares are held in record names of brokers or other nominees.

   Dividends declared on common stock during 1998 totaled $67.8 million, compared with $53.7 million in 1997. The Corporation increased its quarterly dividend from $0.11 to $0.14 per common share, a 27.3% increase, effective on October 1, 1998. Total dividends declared per common share for 1998 were $0.50 compared with $0.40 in 1997 and $0.35 in 1996. The dividend payout ratio to common stockholders for the year was 28.42% compared with 25.19% in 1997. Dividends declared on preferred stock amounted to $8.3 million in 1998 and 1997.

   In connection with the acquisition by Banco Popular, FSB (second-tier subsidiary of Popular North America, Inc.) from the Resolution Trust Company
(RTC) of four New Jersey branches of the former Carteret Federal Savings Bank, the RTC provided to Banco Popular, FSB interim financial assistance in the form of a loan in the amount of $20 million. Pursuant to the terms of such financing, Banco Popular, FSB was not

Popular, Inc.

permitted to, among other things, declare or pay any dividends on its outstanding capital stock (unless such dividends were used exclusively for payment of principal or interest on such RTC loan) or make any distribution of its assets until payment in full of such promissory note. As of December 31, 1998, the undistributed earnings of Banco Popular, FSB totaled $67 million. This note was paid in full on January 7, 1999.

Risk Management

The Corporation has specific policies and procedures which structure and delineate the management of risks, particularly those related with interest rate exposure, liquidity and credit, all of which are discussed below.

MARKET RISK

Market risk is the risk of economic loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, commodity prices, and other relevant market or price changes.

   Market risk management is the responsibility of the Board of Directors (the Board). It establishes policies regarding the assumption and management of market risk, and delegates its implementation to the Market Risk Committee of Popular, Inc. (the Committee). The objective of the Committee is to ensure that the market risk assumed by the Corporation remains within the parameters of the Board policies.

   The primary market risks assumed by Popular, Inc. are interest rate risk, trading and to a much lesser extent, foreign exchange risk.

   The stability and level of the Corporation's net interest income, as well as its market value of equity, are subject to interest rate volatility. Changes in interest rates affect both the rates at which the Corporation's assets and liabilities reprice throughout time, and the market values of most of its assets and liabilities. Since net interest income accounted for 75% of the Corporation's gross revenues in 1998, the constant measurement and control of market risk is a major priority.

Interest rate risk

Interest rate risk (IRR) refers to the impact of interest rate volatility on the Corporation's net interest income. Depending on the duration and repricing characteristics of the Corporation's assets, liabilities and off-balance sheet items, changes in interest rates could either increase or decrease the level of net interest income. The Committee implements the market risk policies approved by the Board as well as risk management strategies reviewed and adopted in the committee meetings.

   The Committee is composed of senior officers which meet on a monthly basis. It could convene more frequently if market conditions warrant. It reviews at each meeting, measurements of the level of market risk assumed at the Corporation and discusses current economic and market conditions together with probable future developments which could impact the Corporation's net interest income and market value.

   The tools used by the Committee include measurements of the level of short and long-term IRR assumed at the Corporation and its subsidiaries. The Corporation uses simulation analysis and static gap estimates for measuring short-term IRR. Duration analysis is used to quantify the level of long-term IRR assumed, and focuses on the estimated economic value of the Corporation, that is, the difference between the estimated market value of financial assets less the estimated value of financial liabilities.

   Static gap analysis measures the volume of assets and liabilities at a point in time and their repricing during future time periods. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of net assets or liabilities repricing during future periods particularly within one year is used as an indicator of the degree of short-term interest rate risk being assumed by the Corporation. Table J presents the Corporation's static gap as of December 31, 1998.

   Simulation analysis is another measurement used by the Corporation for short-term IRR, and it addresses some of the deficiencies of gap analysis. It involves estimating the effect on net interest income of one or more future interest rate scenarios as applied to the repricing of the Corporation's current assets and liabilities and the assumption of new balances. The simulation analyses reviewed in the Committee are based on various interest rate scenarios. Computations of the prospective effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates, loan prepayments and deposits decay. They should not be relied upon as indicative of actual results. Further, the computations do not contemplate actions the management could take to respond to changes in interest rates. By their nature, these forward looking statements are only estimates and may be different from what actually occurs in the future. As of December 31, 1998, the difference in projected net interest income within a 12-month period under a rising and declining rate scenario, which assumes interest rates change by 150 basis points up and down, was $5.4 million and $6.4 million, respectively, which represented changes of 0.6% and 0.7% in net interest income. These estimated changes are within the policy guidelines established by the Board.

   Longer-term IRR is measured using duration analysis, in particular the duration of market value of equity. It expresses in general terms, the sensitivity of the market value of equity to changes in interest rates. The estimated market value of equity is obtained from the market values of the cash flows from the Corporation's financial assets and liabilities, which are primarily payments of interest and repayments of principal. Thus, the market value of equity incorporates all future cash flows from net

Popular, Inc.

TABLE J
Interest Rate Sensitivity

                                                                       As of December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                        By Repricing Dates
------------------------------------------------------------------------------------------------------------------------------------
                                                            After          After      After
                                               Within   three months    six months  nine months              Non-interest
                                   0-30        31-90     but within     but within  but within   After one     bearing
(Dollars in thousands)             days        days      six months    nine months   one year      year        funds        Total
------------------------------------------------------------------------------------------------------------------------------------
Assets:
Money market investments       $   598,646  $   345,827  $    3,326   $       99                                         $  947,898
Investment and trading
 securities                      1,143,142      746,333   1,040,301      587,238   $ 267,602   $ 3,780,641                7,565,257
Loans                            4,204,024      422,783     562,623      575,351     529,598     6,784,416               13,078,795
Other assets                                                                                                 $1,568,407   1,568,407
------------------------------------------------------------------------------------------------------------------------------------
  Total                          5,945,812    1,514,943   1,606,250    1,162,688     797,200    10,565,057    1,568,407  23,160,357
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders'
 equity:
Savings, NOW and money market
  accounts                         713,658                                                       5,072,365                5,786,023
Other time deposits              1,410,334    1,002,185     664,242      342,749     270,582     1,019,790                4,709,882
Federal funds purchased
  and securities sold under
  agreements to repurchase       3,395,161     539,351      41,988                                 100,000                4,076,500
Other short-term borrowings      1,078,446      240,194     145,191       70,075     105,176                              1,639,082
Notes payable                      119,415      240,000                                            947,745                1,307,160
Subordinated notes and capital
   securities                                                                                      275,000                  275,000
Non-interest bearing
deposits                                                                                                      3,176,309   3,176,309
Other non-interest bearing
liabilities                                                                                                     481,288     481,288
Stockholders' equity                                                                                          1,709,113   1,709,113
------------------------------------------------------------------------------------------------------------------------------------
  Total                          6,717,014    2,021,730     851,421      412,824     375,758     7,414,900    5,366,710  23,160,357
------------------------------------------------------------------------------------------------------------------------------------
Off-balance sheet financial
 instruments                        40,000      100,000    (100,000)                 (20,000)      (20,000)
Interest rate sensitive gap    $  (731,202) $  (406,787) $  654,829   $  749,864   $ 401,442   $ 3,130,157
Cumulative interest rate
  sensitive gap                   (731,202)  (1,137,989)   (483,160)     266,704     668,146     3,798,303
Cumulative sensitive gap to
  earning assets                    (3.39%)      (5.27%)     (2.24%)        1.24%       3.09%        17.59%
===================================================================================================================================


interest income, whereas other measures of IRR focus primarily on short-term net interest income. As of December 31, 1998, the estimated duration of the market value of equity of the Corporation was 7.3 years.

   Derivatives are used, to a limited extent, by the Corporation with the primary objective of controlling exposures to market risk. The primary instruments used included exchange-traded future contracts and interest rate swaps. Financial futures are used primarily for hedging the cost of future debt issuances as well as protecting the value of assets from market risk. Interest rate swaps are used primarily to synthetically increase the duration of borrowings. Please refer to note 25 to the consolidated financial statements for further information on the Corporation's derivative transactions.

Trading securities

   The Corporation's trading activities are another source of market risk. Financial instruments, including, to a limited extent, derivatives such as interest rate futures and options contracts, are utilized by the Corporation in connection with its trading activities and are carried at market value. In conjunction with mortgage banking activities, the Corporation records the securitization of mortgage loans held-for-sale as a sale of mortgage loans and the purchase of a mortgage-backed security classified as a trading security. Realized and unrealized changes in market values are recorded separately in the trading profit or loss account in the period in which the changes occur. Interest revenue and expense arising from trading instruments are included in the income statement as part of the net interest income rather than in the trading profit or loss account.

   In the opinion of management, the size and composition of the trading portfolio does not represent potentially a significant source of market risk for the Corporation. It consists primarily of mortgage loans and mortgage-backed securities in the process of being sold in the secondary markets, and securities issued by Puerto Rico-based entities for resale to retail custom-

Popular, Inc.
F-18

TABLE K
Maturity Distribution of Earning Assets

                                                              As of December 31, 1998
--------------------------------------------------------------------------------------------------------------------------------
                                                                   Maturities
                                         ---------------------------------------------------------------------------------------
                                                                 After one year
                                                                through five years            After five years
                                                         ---------------------------------------------------------
                                                            Fixed          Variable       Fixed          Variable
                                          One year         interest        interest     interest         interest
(In thousands)                             or less           rates           rates        rates           rates          Total
--------------------------------------------------------------------------------------------------------------------------------
Money market securities                 $  947,876                                                      $     22     $   947,898
Investment and trading securities        3,423,488       $3,317,145     $  206,085      $ 447,537         30,094       7,424,349
Loans:
  Commercial                             2,382,689        1,252,450        878,749        610,549        521,590       5,646,027
  Construction                             234,500            8,574          6,909          3,178          4,625         257,786
  Lease financing                          176,687          458,898                         9,695                        645,280
  Consumer                                 943,889        1,531,208         78,177        621,715          2,965       3,177,954
  Mortgage                               1,052,060          446,642         10,871      1,841,507            668       3,351,748
--------------------------------------------------------------------------------------------------------------------------------
      Total                             $9,161,189       $7,014,917     $1,180,791     $3,534,181       $559,964     $21,451,042
================================================================================================================================

Note: Federal Reserve Bank stock, Federal Home Loan Bank stock, and other equity securities held by the Corporation are not included in this table.
--------------------------------------------------------------------------------

ers. The Committee utilizes several approaches for measuring its risk, including duration and value at risk.

   At December 31, 1998, the Corporation's trading portfolio represented 1.4% of total assets or $319 million as compared with 1.2% or $222 million at December 31, 1997, and was composed of the following:

                                                         Weighted
                                        Amount         Average Yield
--------------------------------------------------------------------
                                    (In thousands)
Mortgage-backed securities             $169,617             6.64%
Commercial paper                        102,323             4.97
U.S. Treasury and agencies               21,224             5.53
Puerto Rico Government obligations        9,551             4.34
Other                                    16,012             5.54
----------------------------------------------------------------
                                       $318,727             5.91%
================================================================

   As of December 31, 1998, the trading portfolio of the Corporation had an estimated duration of 3.97 years and a one-month value at risk of $6.7 million, assuming a confidence level of 95%.

Foreign Exchange

In the course of its business, the Corporation occasionally enters into foreign exchange transactions. These transactions are executed as an intermediary primarily for its commercial and retail clients, and any foreign exchange positions assumed by the Corporation as a result are offset in the currency markets. Management therefore believes that the market risk assumed by the Corporation in its foreign currency transactions is not significant.

   During 1998, the Corporation became the largest shareholder of BF, with the acquisition of 45% of their common stock. BF is the Dominican Republic's fourth largest banking institution, and its primary business is offering retail and commercial banking services. Most of BF's business is conducted in Dominican pesos (DR$). Local regulations limit the ability of BF to assume unhedged foreign currency positions. The value of the Corporation's investment in BF may be affected prospectively by fluctuations in future exchange rates between the DR$ and US$. However, management does not expect future fluctuations between these two currencies to affect materially the value of the Corporation's investment in BF.

LIQUIDITY RISK

Liquidity refers to the ability to fund current operations as well as future growth. The Corporation utilizes various sources of funding to help ensure that adequate levels of liquidity are always available. Diversification of funding sources is a major priority, as it helps protect the liquidity of the Corporation from market disruptions. Management tries to diversify the sources of financing used by the Corporation in order to avoid undue reliance on any particular source. Since the duration and repricing characteristics of the Corporation's borrowings determine to a major extent the overall interest rate risk of the Corporation, they are actively managed.

TABLE L
Average Total Deposits

                                                                                       For the Year
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          Five-Year
(In thousands)                               1998              1997              1996             1995             1994     C.G.R.
-----------------------------------------------------------------------------------------------------------------------------------
Private demand                            $2,261,232        $1,972,052        $1,726,596       $1,571,405      $1,515,158      8.34%
Public demand                                346,293           317,248           321,249          268,317         273,565      4.83
Other non-interest bearing accounts            4,251             4,367             5,910            5,983           6,967     (9.41)
-----------------------------------------------------------------------------------------------------------------------------------
      Non-interest bearing                 2,611,776         2,293,667         2,053,755        1,845,705       1,795,690      7.78
-----------------------------------------------------------------------------------------------------------------------------------
Savings accounts                           3,748,599         3,393,279         3,095,898        2,913,380       2,839,300      5.71
NOW and money market accounts              1,472,533         1,281,298         1,148,727        1,102,593       1,133,106      5.38
-----------------------------------------------------------------------------------------------------------------------------------
      Savings deposits                     5,221,132         4,674,577         4,244,625        4,015,973       3,972,406      5.62
-----------------------------------------------------------------------------------------------------------------------------------
Certificates of deposit:
  Under $100,000                           2,155,391         1,216,583         1,307,323        1,281,873       1,160,063     13.19
  $100,000 and over                        1,421,456         1,865,720         1,371,928        1,034,195         590,305     19.22
  936                                        369,530           508,789         1,020,064          999,384       1,007,147    (18.17)
-----------------------------------------------------------------------------------------------------------------------------------
      Certificates of deposit              3,946,377         3,591,092         3,699,315        3,315,452       2,757,515      7.43
-----------------------------------------------------------------------------------------------------------------------------------
Public time                                  289,738           215,243           238,377          175,706         177,534     10.29
Other time                                   201,078           216,978           225,724          229,315         134,081      8.44
-----------------------------------------------------------------------------------------------------------------------------------
      Other time deposits                    490,816           432,221           464,101          405,021         311,615      9.51
-----------------------------------------------------------------------------------------------------------------------------------
      Interest bearing                     9,658,325         8,697,890         8,408,041        7,736,446       7,041,536      6.52
-----------------------------------------------------------------------------------------------------------------------------------
        Total                            $12,270,101       $10,991,557       $10,461,796       $9,582,151      $8,837,226      6.78%
===================================================================================================================================
-----------------------------------------------------------------------------------------------------------------------------------


   The Corporation raises its funding from a combination of retail and wholesale markets. Retail sources of funds include retail and commercial demand deposit accounts as well as time deposits and savings accounts. These are the primary sources of funds for the Corporation and are usually more stable than financing from institutional sources. Deposits tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates.

   The extensive branch network of the Corporation in the Puerto Rico market and its rapidly expanding network in major U.S. markets, have enabled it to maintain a significant and stable base of deposits. Deposits are the primary source of funding, although wholesale borrowings are an increasingly important source. At December 31, 1998, the Corporation's core deposits amounted to $11.5 billion or 83.8% of total deposits, an increase of $1.7 billion or 17.7% from the same date a year ago. Certificates of deposits with denominations of $100,000 and over as of December 31, 1998, totaled $2.2 billion, or 16.2% of total deposits. Their distribution by maturity was as follows:

                                (In thousands)
             --------------------------------
             3 months or less   $   1,453,213
             3 to 6 months            204,281
             6 to 12 months           218,727
             over 12 months           332,126
             --------------------------------
                                $   2,208,347
             ================================

   For further details on average deposits for the last five years, please refer to Table L.

   Wholesale or institutional sources of funds include the repo, federal funds and eurodollar markets, commercial paper, senior debentures and asset securitizations. Notes 9 through 15 to the consolidated financial statements present details of the Corporation's deposits and borrowings by type, as of December 31, 1998 and 1997.

   The Corporation's assets, particularly the investment portfolio, are also an important source of liquidity. The portfolio consists primarily of U.S. Treasury and Agency securities, which can be used to raise funds in the repo markets. As of December 31, 1998, the entire investment portfolio totaled $7.2 billion, of which, $3.2 billion or 44.6% has an expected maturity of one year or less. Also, refer to Notes 3 and 4 to the consolidated financial statements for further information on the composition of the available-for-sale and held-to-maturity investment portfolios.

   The Corporation's loan portfolio is another liquidity source since it generates substantial cash flow as a result of principal and interest payments and principal prepayments. In particular, mortgage loans and some types of consumer loans have active secondary markets and can be sold outright, which the Corporation does with mortgage loans on a regular basis. Table K presents a maturity distribution of the loan portfolio as of De-

Popular, Inc.

cember 31, 1998. As of that date $4.8 billion or 36.6% of the loan portfolio matured within one year.

CREDIT RISK MANAGEMENT AND LOAN QUALITY

One of the Corporation's primary risk exposures is its credit risk, which represents the possibility of loss from the failure of a borrower or counterparty to perform according to the terms of a credit-related contract. The Corporation controls and monitors this risk with policies, procedures and various levels of managerial involvement.

   The Corporation has a Credit Strategy Committee (CRESCO) that oversees all credit-related activities. This committee is responsible for managing the Corporation's overall credit exposure and for developing credit policies, standards and guidelines that define, quantify, and monitor credit risk. Also, the Corporation has an independent Credit Risk Management Division, which performs ongoing independent reviews of specific loans for credit quality, proper documentation and risk management purposes. This division is centralized and independent of the lending function. It also manages the credit rating system and tests the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (GAAP) and regulatory standards. The strategies utilized to manage credit risk include the adherence to policies and procedures established for the initial underwriting of the credit portfolio, followed by the ongoing monitoring of the portfolio, including the early identification of potential problems and their resolution. Furthermore, the Corporation continues emphasizing the development of the credit staff skills and knowledge and improving the processing technology.

   Credit extensions are approved by credit officers of the respective lending departments. The number and level of officers approval depend on the dollar amount and risk characteristics of the credit facility. The Corporation obtains collateral to support credit extensions and commitments, whenever it is considered necessary. The amount of collateral obtained is based on the credit assessment of the customer, and may include real or personal property, accounts receivable, inventory and cash on deposit.

   The Corporation's credit risk arises primarily from its $13.1 billion loan portfolio which, as of December 31, 1998, represented 60.6% of earning assets. The loan portfolio is well-balanced as the Corporation's credit policies and procedures emphasize diversification among geographical areas, business and industry groups, to minimize the adverse impact of any single event or set of occurrences. The credit risk exposure is spread among individual consumers, small commercial loans and a diverse base of borrowers engaged in a wide variety of businesses.

   The Corporation has over 870,000 consumer loans and over 42,000 commercial lending relationships. Only 62 of these relationships have loans outstanding over $10 million. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal and there are no LDC loans.

The following risk concentration categories existed at year-end:

Geographic Risk - The asset and revenue composition of the Corporation by geographical area and by business line segments at December 31, 1998, 1997 and 1996 is further presented in Note 27 to the consolidated financial statements. At December 31, 1998, the Corporation's commercial banking subsidiaries, its principal business, operated 198 branches in Puerto Rico, seven in the U.S. Virgin Islands, one in the British Virgin Islands and 89 in the United States throughout the states of Illinois, California, Florida, Texas, New York and New Jersey. Puerto Rico's economic outlook is generally similar to that of the mainland, and the Government of the Island and its instrumentalities are all investment-grade rated borrowers in the United States capital markets. Meanwhile, the Corporation continues diversifying its geographical risk through several acquisitions of banking and retail financial service institutions throughout different states in the mainland as described in the Overview section and Note 1 to the consolidated financial statements. Moreover, in 1998 the Corporation expanded its operations in the Caribbean with the acquisition of 45% of BF in the Dominican Republic.

Consumer Credit Risk - Consumer credit risk arises from exposures to credit card receivables, home mortgages, personal loans and other installment credit facilities. At December 31, 1998, consumer and residential mortgage loans amounted to $3.2 billion and $3.4 billion, respectively, with $1.6 million in unused credits card lines. At December 31, 1998, the secured consumer loan portfolio was $1.1 billion or 33.9% of the total consumer portfolio.

Industry Risk - Total commercial loans, including commercial real estate and construction loans, amounted to $5.9 billion at year-end. The Corporation's strategy to emphasize the use of collateral has resulted in a secured commercial and construction loan portfolio comprised of approximately $1.6 billion, or 27.6% of the total commercial and construction loan portfolios. These loans are secured by cash and real estate, consisting primarily of residential, owner-occupied and income producing properties. Also, at December 31, 1998, the Corporation had $2.2 billion in unused commitments under lines of credit to commercial, industrial and agricultural concerns. Commercial and standby letters of credit totaled $107 million at December 31, 1998. There are no significant concentrations in any one industry with a substantial portion of the customers having credit needs of less than $100,000.

Government Risk - As of December 31, 1998, $5.2 billion of the investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government agencies and corporations.

TABLE M
Non-Performing Assets

                                                              As of December 31,
----------------------------------------------------------------------------------------------------
(Dollars in thousands)                1998          1997          1996          1995          1994
----------------------------------------------------------------------------------------------------
Commercial, industrial and
  agricultural                      $142,371      $106,982      $ 82,381      $ 90,055      $ 53,553
Construction                             144         2,704         2,000         4,733         7,994
Lease financing                        4,937         1,569         1,599         5,606         4,027
Mortgage                              68,527        53,449        43,955        32,066        16,510
Consumer                              46,626        30,840        16,320        14,827        12,179
Renegotiated accruing loans              578                       3,308         2,742         2,982
Other real estate                     32,693        18,012         6,076         7,807        10,390
----------------------------------------------------------------------------------------------------
      Total                         $295,876      $213,556      $155,639      $157,836      $107,635
====================================================================================================
Accruing loans past-due
  90 days or more                   $ 24,426      $ 20,967      $ 12,270      $ 11,660      $ 15,012
====================================================================================================
Non-performing assets to loans          2.26%         1.88%         1.59%         1.82%         1.38%
Non-performing loans to loans           2.01          1.72          1.50          1.70          1.21
Non-performing assets to assets         1.28          1.11          0.93          1.01          0.84
Interest lost                       $ 15,258      $ 11,868      $  7,696      $  7,135      $  5,441


Note: The Corporation's policy is to place commercial and construction loans on non-accrual status if payments of principal or interest are past-due 60 days or more. Lease financing receivables and conventional residential mortgage loans are placed on non-accrual status if payments are delinquent 90 days or more. Close-end consumer loans are placed on non-accrual when they become 90 days or more past-due and are charged-off when they are 120 days past-due. Open-end consumer loans are not placed on non-accrual status and are charged-off when they are 180 days past-due. Loans past-due 90 days or more and still accruing are not considered as non-performing loans.
--------------------------------------------------------------------------------

   In addition, $85 million of residential mortgages and $437 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies. The Corporation is one of the largest SBA lenders in the United States. Furthermore, there was $119 million of investment securities representing obligations of the Puerto Rico Government and political subdivisions thereof, $56 million of loans issued to or guaranteed by these same entities and $27 million of loans issued to or guaranteed by the U.S. Virgin Islands' Government.

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

   As shown on Table M, all loan categories reflected increases as compared with December 31, 1997, except for construction loans.

   The rise in non-performing commercial loans was mainly attributed to the inclusion of $20 million in non-performing commercial loans of BF and $3.4 million of the banking operations acquired in the United States during the year. In both cases, the increases are mainly the result of implementing the Corporation's more conservative non-accrual policy, as explained above, to the acquired portfolios and the implementation of U.S. generally accepted accounting principles to BF's portfolio. Also, there was an increase of 21.7% in the size of the commercial loan portfolio.

   Non-performing consumer loans increased principally as a result of the inclusion of $10 million in non-performing consumer loans of BF and the high level of personal bankruptcies in Puerto Rico and the U.S. mainland. Bankruptcy filings in U.S. federal courts, including Puerto Rico, rose 3 percent in 1998, breaking the record set the previous year. Personal filings continued to drive the increase, climbing in 1998 to approximately 1.4 million filings, a 3.6% increase from 1997. Personal bankruptcies represented 96.9% of all filings in 1998.

   In the non-performing mortgage loan category, the banking operations in Puerto Rico and the Virgin Islands increased $9 million since 1997. Similarly, the operations in the United States

Popular, Inc.

TABLE N
Allowance for Loan Losses and Selected Loan Losses Statistics


(Dollars in thousands)                        1998             1997            1996            1995            1994
---------------------------------------------------------------------------------------------------------------------
Balance at beginning of year             $   211,651      $   185,574      $  168,393      $  153,798      $  133,437
Allowances purchased                          31,296           13,237             402                           3,473
Provision for loan losses                    137,213          110,607          88,839          64,558          53,788
---------------------------------------------------------------------------------------------------------------------
                                             380,160          309,418         257,634         218,356         190,698
---------------------------------------------------------------------------------------------------------------------
Losses charged to the allowance:
  Commercial                                  45,643           55,734          38,017          34,383          27,435
  Construction                                   190              600           2,369           2,046           1,794
  Lease financing                             23,484           23,085          22,129           6,979           6,860
  Mortgage                                     2,718            2,612           2,189           1,618           1,310
  Consumer                                    92,646           65,559          43,257          33,681          29,545
---------------------------------------------------------------------------------------------------------------------
                                             164,681          147,590         107,961          78,707          66,944
---------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial                                  17,844           18,385          11,498           9,404           6,950
  Construction                                   337              122             207             288           1,374
  Lease financing                             14,998           15,890           9,749           2,342           3,514
  Mortgage                                       323              356             295             243               5
  Consumer                                    18,268           15,070          14,152          16,467          18,201
---------------------------------------------------------------------------------------------------------------------
                                              51,770           49,823          35,901          28,744          30,044
---------------------------------------------------------------------------------------------------------------------
Net loans charged-off                        112,911           97,767          72,060          49,963          36,900
---------------------------------------------------------------------------------------------------------------------
Balance at end of year                   $   267,249      $   211,651      $  185,574      $  168,393      $  153,798
=====================================================================================================================
Loans:
  Outstanding at year end                $13,078,795      $11,376,607      $9,779,028      $8,677,484      $7,781,329
  Average                                 11,930,621       10,548,207       9,210,964       8,217,834       7,107,746

Ratios:
  Allowance for loan losses to year
   end loans                                    2.04%            1.86%           1.90%           1.94%           1.98%
  Recoveries to charge-offs                    31.44            33.76           33.25           36.52           44.88
  Net charge-offs to average loans              0.95             0.93            0.78            0.61            0.52
  Net charge-offs earnings coverage             3.93x            4.04x           4.79x           5.42x           6.21x
  Allowance for loan losses to net
   charge-offs                                  2.37             2.16            2.58            3.37            4.17
  Provision for loan losses to:
   Net charge-offs                              1.22             1.13            1.23            1.29            1.46
   Average loans                                1.15%            1.05%           0.96%           0.79%           0.76%
  Allowance to non-performing assets           90.32            99.11          119.23          106.69          142.89
=====================================================================================================================


rose $6 million in non-performing mortgage loans. Higher loan volumes and the increased level of personal bankruptcies were leading factors for the increase.

   The increase in the other real estate category was principally the result of the inclusion of $8 million from BF and an increase of $6 million at Equity One.

   Assuming the standard industry practice of placing commercial loans on non-accrual status when payments of principal and interest are past due 90 days or more and excluding the closed-end consumer loans from non-accruing, the Corporation's non-performing assets at December 31, 1998, would have been $227 million or 1.73% of loans, and the allowance for loan losses would have been 119.8% of non-performing assets. At December 31, 1997 and 1996, adjusted non-performing assets would have been $167 million or 1.47% of loans and $117 million or 1.19% of loans, respectively. The allowance for loan losses as a percentage of non-performing assets as of December 31, 1997 and 1996, would have been 126.9% and 159.0%, respectively.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluations of known and inherent risks in the loan portfolio. The Corporation's management evaluates the adequacy of the allowance for loan losses on a monthly basis. In determining the allowance, management considers the portfolio risk characteristics, prior loss experience, prevailing and projected economic conditions and loan impairment measurement. A loan is considered impaired when, based on the current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. At December 31, 1998 and 1997, the portion of the allowance for loan losses related to impaired loans was $36 million and $19 million, respectively. Please refer to Notes 1 and 6 to the consolidated financial statements for further information related to impaired loans.

   At December 31, 1998, the allowance for loan losses was $267 million or 2.04% of loans, compared with $212 million or 1.86% at the same date in 1997. At December 31, 1996, the allowance was $186 million or 1.90% of loans. The increase resulted from the inclusion of BF, which has a higher ratio of allowance to cover potential losses, as it is considered a higher risk portfolio. Based on current and expected economic conditions, the expected level of net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses, management considers that the Corporation's level of the allowance for loan losses is adequate.

   Broken down by major loan categories, the allowance for the last five years was as follows:

                            ALLOWANCE FOR LOAN LOSSES
                                 AT DECEMBER 31,
                                  (IN MILLIONS)

                    1998     1997     1996     1995     1994
------------------------------------------------------------
Commercial        $130.2   $101.5   $ 91.8   $ 82.6   $ 73.8
Construction        11.6     10.6     10.5     11.0     10.8
Lease financing      8.3      5.9      3.4      6.4      6.5
Consumer           103.1     82.8     69.6     60.6     56.7
Mortgage            14.0     10.9     10.3      7.8      6.0
------------------------------------------------------------
                  $267.2   $211.7   $185.6   $168.4   $153.8
============================================================

   Table N summarizes the movement in the allowance for loan losses and presents selected loan loss statistics for the past five years. As this table demonstrates, net loan losses for the year totaled $112.9 million or 0.95% of average loans, an increase of $15.1 million or 15.5% from amounts reported in 1997. The rise primarily reflected higher net charge-offs in the consumer loan portfolio. This rise was partially offset by a reduction in net losses in the commercial loan portfolio.

   Consumer loans net charge-offs totaled $74.4 million, or 2.41% of average consumer loans for 1998, compared with $50.5 million, or 1.76% of average consumer loans for 1997. The increase in consumer loans net charge-offs was principally due to higher levels of bankruptcies in the U.S. mainland and Puerto Rico which is indicative of general market trends. BPPR had total net charge-offs of $54.4 million in its consumer loan portfolio, compared with $37.8 million in 1997. Also, the increase in the net charge-offs resulted from the write-off of $3.9 million of a portfolio of credit cards in the U.S. Total net losses for the Corporation in its credit card portfolio amounted to approximately $20.6 million in 1998, compared with $15.6 million in 1997.

   Commercial loans net charge-offs amounted to $27.8 million in 1998, compared with $37.3 million a year earlier. As a percentage of average commercial loans, this figure decreased to 0.53% in 1998 from 0.84% in 1997. The decrease in commercial loans net losses was mostly at BPPR and is mainly the result of the Corporation's conservative charge-off policy applied to loans acquired during 1997, particularly from Roig Commercial Bank, and to greater collection efforts and improvements in the credit quality of the portfolio.

Popular, Inc.

Statistical Summary 1994-1998
Statements of Condition



                                                                                As of December 31,
(In thousands)                                            1998           1997           1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                               $   667,707    $   463,151    $   492,368    $   458,173    $   442,316
-----------------------------------------------------------------------------------------------------------------------------
Money market investments:
  Federal funds sold and securities and mortgages
    purchased under agreements to resell                  910,430        802,803        778,597        796,417        265,000
  Time deposits with other banks                           37,206          9,013         19,023            100            100
  Bankers' acceptances                                        262          2,274          2,656          2,202            570
-----------------------------------------------------------------------------------------------------------------------------
                                                          947,898        814,090        800,276        798,719        265,670
-----------------------------------------------------------------------------------------------------------------------------
Trading securities                                        318,727        222,303        292,150        330,674          1,670
-----------------------------------------------------------------------------------------------------------------------------
Investment securities available-for-sale,
  at market value                                       7,020,396      5,239,005      3,415,934      3,209,974        839,226
-----------------------------------------------------------------------------------------------------------------------------
Investment securities held-to-maturity, at cost           226,134        408,993      1,197,066      1,651,344      2,955,911
-----------------------------------------------------------------------------------------------------------------------------
Loans held-for-sale                                       644,159        265,204        255,129        112,806         10,296
-----------------------------------------------------------------------------------------------------------------------------
Loans                                                  12,783,609     11,457,675      9,854,911      8,883,963      8,066,954
    Less-Unearned income                                  348,973        346,272        331,012        319,285        295,921
           Allowance for loan losses                      267,249        211,651        185,574        168,393        153,798
-----------------------------------------------------------------------------------------------------------------------------
                                                       12,167,387     10,899,752      9,338,325      8,396,285      7,617,235
-----------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                    424,721        364,892        356,697        325,203        324,160
Other real estate                                          32,693         18,012          6,076          7,807         10,390
Customers' liabilities on acceptances                      15,937          1,801          3,100          2,208            902
Accrued income receivable                                 156,314        118,677         95,487        113,539         78,765
Other assets                                              263,992        252,040        380,247        125,742        103,088
Intangible assets                                         274,292        232,587        131,248        142,977        128,729
-----------------------------------------------------------------------------------------------------------------------------
                                                      $23,160,357    $19,300,507    $16,764,103    $15,675,451    $12,778,358
=============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing                              $ 3,176,309    $ 2,546,836    $ 2,330,704    $ 2,021,658    $ 1,949,244
    Interest bearing                                   10,495,905      9,202,750      8,432,571      7,855,004      7,063,191
-----------------------------------------------------------------------------------------------------------------------------
                                                       13,672,214     11,749,586     10,763,275      9,876,662      9,012,435
  Federal funds purchased and securities
    sold under agreements to repurchase                 4,076,500      2,723,329      1,875,465      3,000,878      1,438,038
  Other short-term borrowings                           1,639,082      1,287,435      1,404,006        454,707        573,841
  Notes payable                                         1,307,160      1,403,696        986,713        730,428        459,524
  Senior debentures                                                                      30,000         30,000         30,000
  Acceptances outstanding                                  15,937          1,801          3,100          2,208            902
  Other liabilities                                       437,760        356,568        314,012        263,871        211,195
-----------------------------------------------------------------------------------------------------------------------------
                                                       21,148,653     17,522,415     15,376,571     14,358,754     11,725,935
-----------------------------------------------------------------------------------------------------------------------------
  Subordinated notes                                      125,000        125,000        125,000        175,000         50,000
-----------------------------------------------------------------------------------------------------------------------------
  Preferred beneficial interest in Popular North
     America's junior subordinated deferrable interest
     debentures guaranteed by the Corporation             150,000        150,000
  Minority interest in consolidated subsidiary             27,591
-----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock                                         100,000        100,000        100,000        100,000        100,000
  Common stock                                            825,690        412,029        396,531        197,692        197,029
  Surplus                                                 216,795        602,023        496,582        427,282        409,445
  Retained earnings                                       530,481        395,253        267,719        350,480        272,458
  Treasury stock - at cost                                (39,559)       (39,559)
  Accumulated other comprehensive income,
    net of deferred tax                                    75,706         33,346          1,700         16,243        (19,366)
  Capital reserves                                                                                      50,000         42,857
-----------------------------------------------------------------------------------------------------------------------------
                                                        1,709,113      1,503,092      1,262,532      1,141,697      1,002,423
-----------------------------------------------------------------------------------------------------------------------------
                                                      $23,160,357    $19,300,507    $16,764,103    $15,675,451    $12,778,358
=============================================================================================================================

Popular, Inc.

Statistical Summary 1994-1998
Statements of Income

                                                                        For the year ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per common share
  information)                                           1998           1997           1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans                                                 $ 1,211,850    $ 1,080,408    $   924,076    $   813,137    $   667,047
Money market investments                                   36,781         33,923         46,697         23,077          5,186
Investment securities                                     385,473        358,736        280,610        259,941        214,611
Trading account securities                                 17,599         18,236         21,470          9,652            297
-----------------------------------------------------------------------------------------------------------------------------
    Total interest income                               1,651,703      1,491,303      1,272,853      1,105,807        887,141
Less - Interest expense                                   778,691        707,348        591,540        521,624        351,633
-----------------------------------------------------------------------------------------------------------------------------
    Net interest income                                   873,012        783,955        681,313        584,183        535,508
Provision for loan losses                                 137,213        110,607         88,839         64,558         53,788
-----------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision
      for loan losses                                     735,799        673,348        592,474        519,625        481,720
Gain on sale of investment securities                       8,933          2,268          3,094          5,368            224
Trading account profit                                      3,653          3,934            108          1,785            227
All other operating income                                278,660        241,396        202,270        166,185        140,852
-----------------------------------------------------------------------------------------------------------------------------
                                                        1,027,045        920,946        797,946        692,963        623,023
-----------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Personnel costs                                           337,400        306,893        273,247        249,075        225,747
All other operating expenses                              382,954        330,027        268,672        237,758        222,099
-----------------------------------------------------------------------------------------------------------------------------
                                                          720,354        636,920        541,919        486,833        447,846
-----------------------------------------------------------------------------------------------------------------------------
Net loss of minority interest                                 328
-----------------------------------------------------------------------------------------------------------------------------
Income before tax and dividends on preferred
    stock of BPPR                                         307,019        284,026        256,027        206,130        175,177
Income tax                                                 74,671         74,461         70,877         59,769         50,043
-----------------------------------------------------------------------------------------------------------------------------
Income before dividends on preferred
    stock of BPPR                                         232,348        209,565        185,150        146,361        125,134
Dividends on preferred stock of BPPR                                                                                      385
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                            $   232,348    $   209,565    $   185,150    $   146,361    $   124,749
=============================================================================================================================
NET INCOME APPLICABLE TO COMMON STOCK                 $   223,998    $   201,215    $   176,800    $   138,011    $   120,504
=============================================================================================================================
EARNINGS PER COMMON SHARE*                          $      1.65    $      1.50    $      1.34    $      1.05    $      0.92
=============================================================================================================================
Cash dividends declared per common share outstanding  $      0.50    $      0.40    $      0.35    $      0.29    $      0.25
=============================================================================================================================


*The average common shares used in the computation of earnings and cash dividend per common share were 135,532,086 for 1998; 134,036,964 for 1997; 132,044,624 for 1996; 131,632,600 for 1995; and 131,192,972 for 1994.

Popular, Inc.

Statistical Summary 1994-1998
Average Balance Sheet and Summary of Net Interest Income




On a Taxable Equivalent Basis*
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                         1998                                   1997
-----------------------------------------------------------------------------------------------------------------------------------
                                              AVERAGE                      AVERAGE        Average                   Average
                                              BALANCE        INTEREST       RATE          Balance   Interest           Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Federal funds sold and securities and
     mortgages purchased under agreements
     to resell                               $   670,072    $   31,814        4.75%   $   595,715  $   31,504        5.29%
  Time deposits with other banks                  82,935         4,889        5.89         34,271       2,181        6.36
  Bankers' acceptances                               778            78       10.03          2,463         238        9.66
-----------------------------------------------------------------------------------------------------------------------------------
   Total money market investments                753,785        36,781        4.88        632,449      33,923        5.36
-----------------------------------------------------------------------------------------------------------------------------------
  U.S. Treasury securities                     3,227,375       231,837        7.18      3,553,347     249,739        7.03
   Obligations of other U.S. Government
   agencies and corporations                   1,477,168       111,332        7.54        967,973      69,709        7.20
  Obligations of Puerto Rico, States and
   political subdivisions                        136,824         9,272        6.78        141,625       9,716        6.86
  Collateralized mortgage obligations and
   mortgage-backed securities                  1,318,097        81,970        6.22      1,150,214      72,245        6.28
  Other                                          130,861        14,015       10.71        114,201       7,718        6.76
-----------------------------------------------------------------------------------------------------------------------------------
      Total investment securities              6,290,325       448,426        7.13      5,927,360     409,127        6.90
-----------------------------------------------------------------------------------------------------------------------------------
  Trading account securities                     287,218        18,943        6.60        301,618      19,770        6.55
-----------------------------------------------------------------------------------------------------------------------------------
  Loans (net of unearned income)              11,930,621     1,218,849       10.22     10,548,207   1,087,466       10.31
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest earning assets/
        Interest income                       19,261,949     1,722,999        8.95%    17,409,634   1,550,286        8.90%
-----------------------------------------------------------------------------------------------------------------------------------
      Total non-interest earning assets        1,170,433                                1,009,510
-----------------------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                        $20,432,382                              $18,419,144
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest bearing liabilities:
  Savings and NOW accounts                   $ 5,221,132    $  163,805        3.14%   $ 4,674,577  $  147,321        3.15%
  Other time deposits                          4,437,193       247,687        5.58      4,023,313     219,207        5.45
  Short-term borrowings                        4,622,549       251,724        5.45      4,280,900     237,738        5.55
  Mortgages and notes payable                  1,371,372        93,846        6.84      1,345,650      83,936        6.24
  Subordinated notes                             125,000         8,555        6.84        125,000       8,558        6.85
  Guaranteed preferred beneficial interest in
     Popular North America's subordinated
     debentures                                  150,000        13,074        8.72        122,877      10,588        8.62
-----------------------------------------------------------------------------------------------------------------------------------
 Total interest bearing liabilities/
      Interest expense                        15,927,246       778,691        4.89     14,572,317     707,348        4.85
-----------------------------------------------------------------------------------------------------------------------------------
    Total non-interest bearing liabilities     2,951,878                                2,475,843
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                         18,879,124                               17,048,160
-----------------------------------------------------------------------------------------------------------------------------------
Preferred stock of BPPR
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                           1,553,258                                1,370,984
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $20,432,382                              $18,419,144
===================================================================================================================================
Net interest income on a taxable
  equivalent basis                                          $  944,308                             $  842,938
-----------------------------------------------------------------------------------------------------------------------------------
Cost of funding earning assets                                                 4.04%                                 4.06%
-----------------------------------------------------------------------------------------------------------------------------------
Net interest yield                                                             4.91%                                 4.84%
===================================================================================================================================
      Effect of the taxable equivalent adjustment               71,296                                 58,983
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income per books                               $  873,012                             $  783,955
===================================================================================================================================


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

F-27

------------------------------------------------------------------------------------------------------------------------------
                  1996                                    1995                                     1994
------------------------------------------------------------------------------------------------------------------------------
    Average                   Average      Average                     Average        Average                        Average
    Balance      Interest      Rate        Balance       Interest       Rate         Balance         Interest         Rate
------------------------------------------------------------------------------------------------------------------------------




   $878,138      $45,704       5.20%       $399,413      $22,823        5.71%       $114,215          $4,858          4.25%
     12,562          770       6.13           2,661          165        6.20           4,916             300          6.10
      2,202          223      10.13             941           89        9.46             332              28          8.43
------------------------------------------------------------------------------------------------------------------------------
    892,902       46,697       5.23         403,015       23,077        5.73         119,463           5,186          4.34
------------------------------------------------------------------------------------------------------------------------------
  3,198,912      222,520       6.96       2,893,797      197,554        6.83       2,657,975         164,102          6.17

    531,711       34,725       6.53         428,563       30,912        7.21         526,687          33,969          6.45

    231,363       11,224       4.85         247,176       14,798        5.99         259,534          14,074          5.42

    772,278       46,434       6.01         727,175       47,191        6.49
     95,985        5,483       5.71         171,013        6,491        3.80         712,972          37,535          5.26
------------------------------------------------------------------------------------------------------------------------------
  4,830,249      320,386       6.63       4,467,724      296,946        6.65       4,157,168         249,680          6.01
------------------------------------------------------------------------------------------------------------------------------
    372,196       23,004       6.18         155,597        9,831        6.32           5,303             368          6.94
------------------------------------------------------------------------------------------------------------------------------
  9,210,964      930,891      10.11       8,217,834      820,003        9.98       7,107,746         672,974          9.47
------------------------------------------------------------------------------------------------------------------------------

 15,306,311    1,320,978       8.63%     13,244,170    1,149,857        8.68%     11,389,680         928,208          8.15%
------------------------------------------------------------------------------------------------------------------------------
    994,771                                 874,013                                  835,850
------------------------------------------------------------------------------------------------------------------------------
$16,301,082                             $14,118,183                              $12,225,530
==============================================================================================================================


 $4,244,625     $131,499       3.10%     $4,015,973     $126,548        3.15%     $3,972,406        $116,858          2.94%
  4,163,416      218,722       5.25       3,720,473      203,235        5.46       3,069,130         130,868          4.26
  3,464,892      184,682       5.33       2,600,246      141,522        5.44       1,856,649          77,537          4.18
    757,604       46,417       6.13         598,027       46,149        7.72         376,570          22,420          5.95
    147,951       10,220       6.91          56,850        4,170        7.34          56,082           3,950          7.04


------------------------------------------------------------------------------------------------------------------------------

 12,778,488      591,540       4.63      10,991,569      521,624        4.75       9,330,837         351,633          3.77
------------------------------------------------------------------------------------------------------------------------------
  2,329,088                               2,056,132                                1,964,399
------------------------------------------------------------------------------------------------------------------------------
 15,107,576                              13,047,701                               11,295,236
------------------------------------------------------------------------------------------------------------------------------
                                                                                       5,425
------------------------------------------------------------------------------------------------------------------------------
  1,193,506                               1,070,482                                  924,869
------------------------------------------------------------------------------------------------------------------------------
$16,301,082                             $14,118,183                              $12,225,530
==============================================================================================================================
                $729,438                                $628,233                                    $576,575
------------------------------------------------------------------------------------------------------------------------------
                               3.86%                                    3.94%                                         3.09%
------------------------------------------------------------------------------------------------------------------------------
                               4.77%                                    4.74%                                         5.06%
==============================================================================================================================
                  48,125                                  44,050                                      41,067
------------------------------------------------------------------------------------------------------------------------------
                $681,313                                $584,183                                    $535,508
==============================================================================================================================

Popular, Inc.

Statistical Summary 1997-1998
Quarterly Financial Data

                                                     1998                                               1997
----------------------------------------------------------------------------------------------------------------------------------

                                 FOURTH        THIRD      SECOND         FIRST      Fourth        Third       Second        First
                                QUARTER      QUARTER     QUARTER        QUARTER     Quarter      Quarter      Quarter      Quarter
----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
(In thousands, except per
common share information)
Interest income                 $441,649     $410,821     $402,865     $396,368     $404,619     $393,414     $359,005   $ 334,265
Interest expense                 210,774      195,780      188,473      183,664      194,919      190,409      168,399     153,621
----------------------------------------------------------------------------------------------------------------------------------
Net interest income              230,875      215,041      214,392      212,704      209,700      203,005      190,606     180,644
Provision for loan
 losses                           35,457       34,667       33,524       33,565       31,657       29,849       25,413      23,688
Non-interest income               75,723       69,668       69,837       67,084       68,684       65,790       54,941      55,915
Gain (loss) on sale of
 investment securities               465        4,553        3,049          867        2,122          519        1,286      (1,659)
Non-interest expense             194,311      178,618      175,045      172,380      175,408      167,341      152,046     142,125
Net loss
 of minority interest                328
----------------------------------------------------------------------------------------------------------------------------------
Income Before Income
 Taxes                            77,623       75,977       78,709       74,710       73,441       72,124       69,374      69,087
Income taxes                      15,111       18,397       21,248       19,915       18,119       18,511       18,283      19,548
----------------------------------------------------------------------------------------------------------------------------------
Net income                      $ 62,512     $ 57,580     $ 57,461     $ 54,795     $ 55,322     $ 53,613     $ 51,091   $  49,539
==================================================================================================================================
Net income applicable
 to common stock                $ 60,423     $ 55,493     $ 55,374     $ 52,708     $ 53,234     $ 51,526     $ 49,003   $  47,452
==================================================================================================================================
 Net income per
    common share                $   0.44     $   0.41     $   0.41     $   0.39     $   0.39     $   0.38     $   0.37   $    0.36
----------------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
(In millions)
Total assets                    $ 21,939     $ 20,344     $ 19,935     $ 19,486     $ 19,745     $ 19,348     $ 17,625   $  16,917
Loans                             12,699       11,928       11,615       11,467       11,196       11,034       10,164       9,778
Interest earning assets           20,697       19,215       18,770       18,341       18,698       18,315       16,729      15,856
Deposits                          12,986       12,082       12,196       11,805       11,536       11,318       10,620      10,477
Interest bearing liabilities      17,071       15,946       15,338       15,033       15,717       15,639       13,737      13,147
----------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on assets                    1.13%        1.12%        1.16%        1.14%        1.11%        1.10%        1.16%       1.19%
Return on equity                   15.84        14.94        15.50        15.36        15.56        15.46        16.07       16.32

[PRICEWATERHOUSECOOPERS LOGO]

REPORT OF INDEPENDENT ACCOUNTANTS

March 5, 1999

To the Board of Directors
and Stockholders of
Popular, Inc.

In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/S/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Juan, Puerto Rico

Stamp 1537428 of the P.R.
Society of Certified Public
Accountants has been affixed
to the file copy of this report.

Popular, Inc.

CONSOLIDATED STATEMENTS OF CONDITION



                                                                             December 31,
                                                                     -----------------------------
                                                                        1998             1997
--------------------------------------------------------------------------------------------------
              (Dollars in thousands, except per share information)
ASSETS
Cash and due from banks                                              $    667,707     $    463,151
--------------------------------------------------------------------------------------------------
Money market investments:
  Federal funds sold and securities and mortgages purchased under
    agreements to resell                                                  910,430          802,803
  Time deposits with other banks                                           37,206            9,013
  Bankers' acceptances                                                        262            2,274
--------------------------------------------------------------------------------------------------
                                                                          947,898          814,090
--------------------------------------------------------------------------------------------------
Trading securities, at market value                                       318,727          222,303
Investment securities available-for-sale, at market value               7,020,396        5,239,005
Investment securities held-to-maturity, at cost
  (market value $228,039; 1997 - $409,798)                                226,134          408,993
Loans held-for-sale                                                       644,159          265,204
--------------------------------------------------------------------------------------------------
Loans                                                                  12,783,609       11,457,675
  Less -Unearned income                                                   348,973          346,272
        Allowance for loan losses                                         267,249          211,651
--------------------------------------------------------------------------------------------------
                                                                       12,167,387       10,899,752
--------------------------------------------------------------------------------------------------
Premises and equipment                                                    424,721          364,892
Other real estate                                                          32,693           18,012
Customers' liabilities on acceptances                                      15,937            1,801
Accrued income receivable                                                 156,314          118,677
Other assets                                                              263,992          252,040
Intangible assets                                                         274,292          232,587
--------------------------------------------------------------------------------------------------
                                                                     $ 23,160,357     $ 19,300,507
==================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing                                             $  3,176,309     $  2,546,836
    Interest bearing                                                   10,495,905        9,202,750
--------------------------------------------------------------------------------------------------
                                                                       13,672,214       11,749,586
  Federal funds purchased and securities sold under
   agreements to repurchase                                             4,076,500        2,723,329
  Other short-term borrowings                                           1,639,082        1,287,435
  Notes payable                                                         1,307,160        1,403,696
  Acceptances outstanding                                                  15,937            1,801
  Other liabilities                                                       437,760          356,568
--------------------------------------------------------------------------------------------------
                                                                       21,148,653       17,522,415
--------------------------------------------------------------------------------------------------
  Subordinated notes                                                      125,000          125,000
--------------------------------------------------------------------------------------------------
  Preferred beneficial interest in Popular North
   America's junior subordinated deferrable
   interest debentures guaranteed by the Corporation                      150,000          150,000
--------------------------------------------------------------------------------------------------
  Minority interest in consolidated subsidiary                             27,591
--------------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock, $25 liquidation value; 10,000,000
    shares authorized; 4,000,000 issued and outstanding                   100,000          100,000
  Common stock, $6 par value; authorized 180,000,000 shares;
    issued and outstanding 135,637,327 (1997-135,365,408)                 825,690          412,029
  Surplus                                                                 216,795          602,023
  Retained earnings                                                       530,481          395,253
  Accumulated other comprehensive income,
    net of deferred taxes of $25,101 (1997 - $11,180)                      75,706           33,346
  Treasury stock-at cost, 1,977,600 shares                                (39,559)         (39,559)
--------------------------------------------------------------------------------------------------
                                                                        1,709,113        1,503,092
--------------------------------------------------------------------------------------------------
                                                                     $ 23,160,357     $ 19,300,507
==================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Popular, Inc.

CONSOLIDATED STATEMENTS OF INCOME

                                                              Year ended December 31,
                                                    ----------------------------------------------
                                                        1998           1997           1996
--------------------------------------------------------------------------------------------------
                                                      (In thousands, except per share information)
INTEREST INCOME:
 Loans                                                 $1,211,850     $1,080,408     $  924,076
 Money market investments                                  36,781         33,923         46,697
 Investment securities                                    385,473        358,736        280,610
 Trading securities                                        17,599         18,236         21,470
--------------------------------------------------------------------------------------------------
                                                        1,651,703      1,491,303      1,272,853
--------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 Deposits                                                 411,492        366,528        350,221
 Short-term borrowings                                    251,724        237,738        184,682
 Long-term debt                                           115,475        103,082         56,637
--------------------------------------------------------------------------------------------------
                                                          778,691        707,348        591,540
--------------------------------------------------------------------------------------------------
Net interest income                                       873,012        783,955        681,313
 Provision for loan losses                                137,213        110,607         88,839
--------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses       735,799        673,348        592,474
 Service charges on deposit accounts                      103,732         94,141         85,846
 Other service fees                                       116,575         98,650         77,071
 Gain on sale of investment securities                      8,933          2,268          3,094
 Trading account profit                                     3,653          3,934            108
 Other operating income                                    58,353         48,605         39,353
--------------------------------------------------------------------------------------------------
                                                        1,027,045        920,946        797,946
--------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 Personnel costs:
   Salaries                                               247,590        211,741        185,946
   Profit sharing                                         22, 067         25,684         22,692
   Pension and other benefits                              67,743         69,468         64,609
--------------------------------------------------------------------------------------------------
                                                          337,400        306,893        273,247
 Net occupancy expense                                     48,607         39,617         36,899
 Equipment expenses                                        75,302         66,446         57,186
 Other taxes                                               32,191         30,283         23,214
 Professional fees                                         58,087         46,767         36,953
 Communications                                            36,941         33,325         26,470
 Business promotion                                        39,376         33,569         26,229
 Printing and supplies                                     17,604         15,539         11,964
 Other operating expenses                                  46,986         41,607         31,703
 Amortization of intangibles                               27,860         22,874         18,054
--------------------------------------------------------------------------------------------------
                                                          720,354        636,920        541,919
--------------------------------------------------------------------------------------------------
Net loss of minority interest                                 328
--------------------------------------------------------------------------------------------------
Income before income tax                                  307,019        284,026        256,027
Income tax                                                 74,671         74,461         70,877
--------------------------------------------------------------------------------------------------
NET INCOME                                             $  232,348     $  209,565     $  185,150
==================================================================================================
NET INCOME APPLICABLE TO COMMON STOCK                  $  223,998     $  201,215     $  176,800
==================================================================================================
NET INCOME PER COMMON SHARE (BASIC AND DILUTED)        $     1.65     $     1.50     $     1.34
==================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Popular, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Year ended December 31,
                                                                       ------------------------------------------------
                                                                          1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------
                                                                                       (In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                          $    232,348      $    209,565      $    185,150
-----------------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to cash provided
   by operating activities:
      Depreciation and amortization of premises and equipment               62,649            54,523            48,481
      Provision for loan losses                                            137,213           110,607            88,839
      Amortization of intangibles                                           27,860            22,874            18,054
      Gain on sale of investment securities available-for-sale              (8,933)           (2,268)           (3,094)
      Loss (gain) on disposition of premises and equipment                     167             2,681              (123)
      Gain on sale of loans                                                (23,036)          (23,315)          (11,060)
      Amortization of premiums and accretion of discounts
         on investments                                                      2,945             2,746             8,538
      Increase in loans held-for-sale                                     (378,955)          (10,075)         (142,323)
      Amortization of deferred loan origination fees and costs              (2,399)           (3,019)           (3,096)
      Net (increase) decrease in trading securities                        (96,424)           69,847            38,524
      Net (increase) decrease in accrued income receivable                 (35,933)          (15,872)           18,665
      Net decrease (increase) in other assets                               70,005           175,286          (221,070)
      Net increase in interest payable                                      10,138             6,668            11,765
      Net decrease in current and deferred taxes                           (10,546)          (28,555)          (19,979)
      Net increase in postretirement benefit obligation                      9,254             7,323             7,977
      Net increase in other liabilities                                     11,190             4,887            29,284
-----------------------------------------------------------------------------------------------------------------------
   Total adjustments                                                      (224,805)          374,338          (130,618)
-----------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                 7,543           583,903            54,532
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in money market investments                      (26,726)            9,671            11,110
  Purchases of investment securities held-to-maturity                  (11,713,516)      (68,040,431)      (28,849,896)
  Maturities of investment securities held-to-maturity                  11,893,268        68,835,925        29,302,469
  Purchases of investment securities available-for-sale                 (5,372,719)       (8,635,781)       (5,396,828)
  Maturities of investment securities available-for-sale                 2,815,884         2,191,521         2,297,528
  Sales of investment securities available-for-sale                        923,409         5,212,194         2,896,060
  Net disbursements on loans                                            (1,558,253)       (1,468,552)       (1,501,808)
  Proceeds from sale of loans                                              734,417           521,853           515,357
  Acquisition of loan portfolios                                           (62,247)          (48,481)          (16,983)
  Assets acquired, net of cash                                             (17,168)          (83,404)           (7,164)
  Acquisition of premises and equipment                                   (103,577)         (120,226)          (86,162)
  Proceeds from sale of premises and equipment                              16,630            68,082             9,662
-----------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                (2,470,598)       (1,557,629)         (826,655)
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                    1,189,771           (68,957)          823,907
  Net deposits acquired                                                     36,297
  Net increase (decrease) in federal funds purchased and
   securities sold under agreements to repurchase                        1,353,171           790,607        (1,125,413)
  Net increase (decrease) in other short-term borrowings                   295,281          (116,571)          949,300
  Proceeds from issuance of notes payable                                  176,986         1,246,237           423,670
  Payment of notes payable                                                (319,307)         (932,853)         (167,385)
  Payment of senior debentures                                                               (30,000)
  Payment of subordinated notes                                                                                (50,000)
  Proceeds from issuance of Capital Securities                                               150,000
  Dividends paid                                                           (72,021)          (59,037)          (51,896)
  Proceeds from issuance of common stock                                     7,433             4,642             4,135
  Treasury stock acquired                                                                    (39,559)
-----------------------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                             2,667,611           944,509           806,318
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due from banks                         204,556           (29,217)           34,195
Cash and due from banks at beginning of year                               463,151           492,368           458,173
-----------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                $    667,707      $    463,151      $    492,368
=======================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Popular, Inc.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY


                                                                                     Year ended December 31,
                                                            ----------------------------------------------------------------------
                                                                     1998                     1997                      1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                         (In thousands)

PREFERRED STOCK:
  Balance at beginning and end of year                      $  100,000             $  100,000                $  100,000
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK:
  Balance at beginning of year                                 412,029                396,531                   197,692
  Transfer from surplus resulting from stock split             412,426
  Transfer from retained earnings resulting from
    stock split                                                                                                 198,004
  Common stock issued in acquisitions                                                  14,774
  Common stock issued under Dividend
   Reinvestment Plan                                             1,235                    724                       835
----------------------------------------------------------------------------------------------------------------------------------
            Balance at end of year                             825,690                412,029                   396,531
----------------------------------------------------------------------------------------------------------------------------------
SURPLUS:
  Balance at beginning of year                                 602,023                496,582                   427,282
  Common stock issued under
   Dividend Reinvestment Plan                                    6,198                  3,918                     3,300
  Transfer to common stock resulting from
   stock split                                                (412,426)
  Common stock issued in acquisitions                                                  81,523
  Transfer from retained earnings                               21,000                 20,000                    16,000
  Transfer from capital reserves                                                                                 50,000
----------------------------------------------------------------------------------------------------------------------------------
            Balance at end of year                             216,795                602,023                   496,582
----------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
  Balance at beginning of year                                 395,253                267,719                   350,480
  Net income                                                   232,348   $232,348     209,565      $209,565     185,150   $185,150
  Cash dividends declared on common stock                      (67,770)               (53,681)                  (45,557)
  Cash dividends declared on preferred stock                    (8,350)                (8,350)                   (8,350)
  Transfer to common stock resulting from
   stock split                                                                                                 (198,004)
  Transfer to surplus                                          (21,000)               (20,000)                  (16,000)
----------------------------------------------------------------------------------------------------------------------------------
            Balance at end of year                             530,481                395,253                   267,719
----------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME:
  Balance at beginning of year                                  33,346                  1,700                    16,243
  Unrealized gains on securities, net of
   reclassification adjustment (see disclosure below)                      42,575                    31,646                (14,543)
  Foreign currency translation adjustment                                    (215)
----------------------------------------------------------------------------------------------------------------------------------
  Other comprehensive income                                    42,360     42,360      31,646        31,646     (14,543)   (14,543)
----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                   $274,708                  $241,211               $170,607
----------------------------------------------------------------------------------------------------------------------------------
             Balance at end of year                             75,706                 33,346                     1,700
----------------------------------------------------------------------------------------------------------------------------------
 TREASURY STOCK-AT COST                                        (39,559)               (39,559)
----------------------------------------------------------------------------------------------------------------------------------
 CAPITAL RESERVES:
   Balance at beginning of year                                                                                  50,000
   Transfer to surplus                                                                                           (50,000)
----------------------------------------------------------------------------------------------------------------------------------
             Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                  $1,709,113             $1,503,092                $1,262,532
==================================================================================================================================

DISCLOSURE OF RECLASSIFICATION AMOUNT:

Unrealized holding gains (losses) arising during the period,
   net of tax of $15,648 (1997 - $10,337; 1996 - ($6,524))               $ 49,826                  $ 33,267               $(12,378)
  Less: reclassification adjustment for gains included
            in net income net of tax of $1,727
            (1997 - $647; 1996 - $929)                                      7,251                     1,621                  2,165
----------------------------------------------------------------------------------------------------------------------------------
  Net unrealized gains on securities                                     $ 42,575                  $ 31,646               $(14,543)
==================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Popular, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES:

The accounting and reporting policies of Popular, Inc. and its subsidiaries (the Corporation) conform with generally accepted accounting principles and with general practices within the financial industry. The following is a description of the more significant of these policies:

Nature of operations

Popular, Inc. is a bank holding company offering a full range of financial services through banking offices in Puerto Rico, the U.S. and British Virgin Islands, New York, Illinois, New Jersey, Florida, California and Texas. Moreover, during 1998 the Corporation became the principal shareholder of Banco Fiduciario (BF) in the Dominican Republic with the acquisition of a 45% ownership interest therein. The Corporation is also engaged in mortgage and consumer finance, lease financing, investment banking and broker/dealer activities, retail financial services and ATM processing services through its non-banking subsidiaries in Puerto Rico, the United States and Costa Rica. Refer to note 27 to the consolidated financial statements for further information on the nature of operations of the Corporation by business segments.

         The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Acquisitions

For the three-year period ended December 31, 1998, the Corporation completed the following acquisitions:

(Dollars in millions)
---------------------------------------------------------------------------
                                  Consi-       Assets
Date      Entity                 deration     Acquired     Business
===========================================================================

Oct./98   Inglewood Quik
          Check, Inc.            100% cash      $ 11       Retail Financial
          (California)                                         Services

Oct./98   Gore-Bronson
          Bancorp                100% cash      $281       Banking
          (Illinois)

Oct./98   First State Bank
          of Southern
          California             100% cash      $194       Banking
          (California)

Sep./98   Banco Fiduciario       100% cash      $496(*)    Banking
          (Dominican
          Republic)


(Dollars in millions)
---------------------------------------------------------------------------
                                  Consi-       Assets
Date      Entity                 deration     Acquired     Business
===========================================================================

Apr./98   Mirando J. Corp./      100% cash      $  6       Retail Financial
          Florida Exchange, Ltd.                               Services
          (Florida)

Dec./97   Houston Ban-
          corporation            100% cash      $ 63       Banking
          (Texas)

Jun./97   Roig Commercial         50% cash and
          Bank                    50% stock     $791       Banking
          (Puerto Rico)

May/97    National Bancorp,
          Inc.                   100% stock     $189       Banking
          (Illinois)

May/97    CBC Bancorp            100% cash      $325       Banking
          (Illinois)

Apr./97   Seminole National
          Bank                   100% cash      $ 34       Banking
          (Florida)

Sep./96   Commerce National
          Bank                   100% cash      $ 75       Banking
          (California)

------------------------------------------------------------------

(*) Popular, Inc. became the principal shareholder of Banco Fiduciario (BF) with the acquisition of a 45% ownership interest therein. BF is being presented as a consolidated subsidiary of the Corporation, as a result of some control provisions included in the purchase agreement.

         All of the above acquisitions were accounted for as purchases and their results included in the consolidated statements of income from the date of acquisition.

Reorganization

Effective January 1, 1999, the Corporation reorganized its bank subsidiaries. The resulting structure is focused on two primary bank subsidiaries: a New York State-chartered Federal Reserve System member bank named "Banco Popular North America" and a Puerto Rico-chartered Federal Reserve System member bank named "Banco Popular de Puerto Rico." Banco Popular de Puerto Rico controls the Corporation's bank operations in Puerto Rico and the U.S. and British Virgin Islands, and maintains a branch in New York and an agency in Chicago. Banco Popular North America controls the U.S. mainland bank operations with branches in New York, New Jersey, Illinois, Florida and California. To achieve this structure, the Corporation's banking operations located in New Jersey, Illinois, Florida and California were merged into Banco Popular North America effective January 1, 1999. Certain newly acquired banks, namely First State Bank of Southern California, and Bronson-Gore Bank,

The Irving Bank and Water Tower Bank in Illinois, are expected to be merged into Banco Popular North America in the first quarter of 1999. Also, it is expected that Banco Popular, N.A. (Texas) will become part of Banco Popular North America, before 1999 ends.

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

Investment securities

Investment securities are classified in three categories and accounted for as follows:

         - Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred.

         - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

         - Debt and equity securities not classified as either securities held-to-maturity or trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of deferred taxes in other comprehensive income.

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

Risk management instruments

The Corporation occasionally uses derivative financial instruments, such as interest rate caps and swaps, in the management of its interest rate exposure. These instruments are accounted for primarily on an accrual basis. Under the accrual method, interest income or expense on the derivative contract is accrued and there is no recognition of unrealized gains and losses on the derivative instrument. Premiums on option contracts are amortized to interest income or interest expense over the life of such contracts. Income and expenses arising from the instruments are recorded in the category appropriate to the related asset or liability.

         Gains and losses related to contracts that are effective hedges are deferred and recognized in income in the same period as gains and losses on the hedged item. Gains and losses on early termination of contracts that modify the characteristics of specified assets or liabilities are deferred and amortized as an adjustment to the yield of the related assets or liabilities over their remaining terms.

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

Popular, Inc.

Loans

Loans are stated at the outstanding balance less unearned income and allowance for loan losses. Fees collected and costs incurred in the origination of new loans are deferred and amortized using the interest method over the term of the loan as an adjustment to interest yield. Unearned interest on lease financing and installment loans is recognized as income on a basis which results in approximate level rates of return over the term of the loans.

         Recognition of interest income on commercial and construction loans is discontinued when loans are 60 days or more in arrears on payments of principal or interest or when other factors indicate that collection of principal and interest is doubtful. Interest accrual for lease financing, conventional mortgage loans and close-end consumer loans is ceased when loans are 90 days or more in arrears. Loans designated as non-accruing are not returned to an accrual status until interest is received on a current basis and those factors indicative of doubtful collection cease to exist. Close-end consumer loans and leases are charged-off against the allowance for loan losses when 120 days in arrears. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears. Income is generally recognized on open-end consumer loans until the loans are charged-off.

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

Allowance for loan losses

The Corporation follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses to provide for inherent losses in the loan portfolio as well as in other credit-related balance sheet and separately for off-balance sheet financial instruments. This methodology includes the consideration of factors such as economic conditions, portfolio risk characteristics, prior loss experience, results of periodic credit reviews of individual loans and financial accounting standards. The provision for loan losses charged to current operations is based on such methodology. Loan losses are charged and recoveries are credited to the allowance for loan losses.

         The Corporation has defined impaired loans as all loans with interest and/or principal past due 90 days or more and other specific loans for which, based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective rate, on the observable market price or, on the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment based on past experience adjusted for current conditions. All other loans are evaluated on a loan-by-loan basis. Once a specific measurement methodology is chosen it is consistently applied unless there is a significant change in the financial position of the borrower. Impaired loans for which the discounted cash flows, collateral value or market price equals or exceeds its carrying value do not require an allowance. The allowance for impaired loans is part of the Corporation's overall allowance for loan losses.

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

         The Corporation recognizes as separate assets the rights to service mortgage loans for others, whether those servicing rights are originated or purchased. The total cost of mortgage loans to be sold with servicing rights retained is allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights), based on their relative fair values. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. In addition, the Corporation assesses capitalized mortgage servicing rights for impairment based on the fair value of those rights.

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

         Total loans serviced were $6,040,000,000 at December 31, 1998 (1997 - $5,400,000,000). The carrying value, estimated fair value and valuation allowance of capitalized mortgage servicing rights were $29,667,000, $36,210,000 and $11,000, respectively, at December 31, 1998 (1997 - $29,772,000, $36,259,000
and $14,000).

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful life of each type of asset. Amortization of leasehold improvements is computed over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Costs of renewals and betterments are capitalized. When assets are disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the earnings as realized or incurred, respectively.

         The Corporation evaluates for impairment its long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and long-lived assets to be disposed of, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

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

Intangible assets

Intangible assets consist of goodwill and other identifiable intangible assets, mainly core deposits and mortgage servicing rights. The values of core deposits and credit customer relationships are amortized using various methods over the periods benefited, which range from 4 to 10 years. Goodwill represents the excess of the Corporation's cost of purchased operations over the fair value of the net assets acquired and is amortized on the straight-line basis over periods ranging from 7 to 15 years.

Securities sold/purchased under agreements to repurchase/resale

         Repurchase and resale agreements are treated as financing transactions and are carried at the amounts at which the securities will be reacquired or resold as specified in the respective agreements.

         It is the Corporation's policy to take possession of securities purchased under resale agreements. Such securities, however, are not reflected in the Corporation's statement of condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral where deemed appropriate.

         It is the Corporation's policy to maintain effective control over securities sold under agreements to repurchase, accordingly, such securities continue to be carried on the statements of condition.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar, are reported in other comprehensive income.

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

Popular, Inc.

Year 2000 costs

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. All computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations on normal business activities.

         The Corporation's costs of modifying software for Year 2000 compliance does not result in a liability that is recognized in the financial statements. Instead, the costs of modifying the software are charged to expense as they are incurred. Operating losses, if any, that may result if the Corporation, its suppliers, or customers fail to correct Year 2000 deficiencies are to be recognized only as they are incurred.

Employees' retirement and other postretirement benefit plans

The Corporation has trusteed, noncontributory retirement and other benefit plans covering substantially all full-time employees. Pension costs are computed on the basis of accepted actuarial methods and are charged to current operations. Net pension costs are based on various actuarial assumptions regarding future experience under the plan, which include costs for services rendered during the period, interest costs and return on plan assets, as well as deferral and amortization of certain items such as actuarial gains or losses. The funding policy is to contribute to the plan as necessary to provide for services to date and for those expected to be earned in the future. To the extent that these requirements are fully covered by assets in the plan, a contribution may not be made in a particular year.

         The Corporation also provides certain health and life insurance benefits for eligible retirees and their dependents. The cost of postretirement benefits, which is determined based on actuarial assumptions and estimates of the costs of providing these benefits in the future, is accrued during the years that the employee renders the required service.

         In 1998, the Corporation adopted SFAS 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits." This statement only revises the employer's disclosures about pension and postretirement benefit plans. It does not change the measurement or recognition of costs or obligations on those plans. Note 20 provides the required disclosures.

Stock compensation

BPPR provides a stock-based compensation plan for its Senior Management. It is a three-year incentive plan under which shares of stock of the Corporation are granted if long-term corporate performance and objectives are met. Compensation cost is determined based on the market value of the stock at the grant date. The compensation expense related to each award is recognized when probable, based on the best estimate of the outcome of the performance condition, on a straight-line basis over the vesting period.

Transfers and servicing of financial assets and extinguishment of liabilities

In January 1997, the Corporation adopted, SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Certain provisions related with repurchase agreements, dollar-roll, securities lending, and similar transactions, which were delayed by SFAS 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," were adopted in January 1998. Under these standards, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The adoption of these statements did not have a material effect on the consolidated financial statements of the Corporation.

Earnings per common share

Earnings per common share are computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares of the Corporation outstanding during the year. No dilutive potential common shares were outstanding during the years ended December 31, 1998, 1997 and 1996. Accordingly, there is no difference between basic and diluted earnings per share.

Comprehensive income

Effective January 1, 1998, the Corporation adopted SFAS 130, "Reporting Comprehensive Income." This statement requires the reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income has been defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. The presentation of comprehensive income required by this statement is included in the statement of changes in stockholders' equity.

Disclosure about segments of an enterprise and related information

In 1998, the Corporation adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires the disclosure of selected information about operating segments in annual financial statements in the year of adoption and in interim financial reports issued to shareholders since the second year of application. It also requires related disclosures about products and services, geographic areas, and major customers. Such disclosures are included in Note 27.

Statement of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

Reclassification

Certain minor reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform with the 1998 presentation.

Recently issued accounting pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities in the statement of condition measured at fair value. It also establishes unique accounting treatment for the following three different types of hedges: fair value hedges, cash flow hedges and foreign currency hedges. The accounting for each of the three types of hedges results in recognizing offsetting changes in value or cash flows of both the derivative instrument and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three types of hedges are included in earnings in the period of change. The Corporation will adopt this statement effective January 1, 2000. Management estimates that the adoption of this statement will not have a material effect on the consolidated financial statements of the Corporation.

         In October 1998, the FASB issued SFAS 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement amends SFAS 65, "Accounting for Certain Mortgage Banking Activities," and requires that an entity engaged in mortgage banking activities classify the mortgage-backed securities or other retained interests resulting from the securitization of mortgage loans held for sale, based on its ability and intent to sell or hold those investments. On the date this statement is initially applied, an enterprise may reclassify mortgage-backed securities and other beneficial interests retained after the securitization of mortgage loans held-for-sale from the trading category, except for those with sales commitments in place. Transfers from the trading category that result from implementing this statement shall be accounted for in accordance with SFAS 115. The Corporation will adopt this statement effective January 1, 1999. Management understands that the adoption of this statement will not have a material effect on the Corporation's financial position or results of operations.

NOTE 2 - CASH AND DUE FROM BANKS:

The Corporation's subsidiary banks are required by regulatory agencies to maintain average reserve balances. The amount of those average reserve balances was approximately $464,838,000 at December 31, 1998 (1997 - $375,820,000).

NOTE 3 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities available-for-sale as of December 31, 1998 and 1997 (1996 only market value is presented) were as follows:

 Popular, Inc.

                                                       1998
===================================================================================================
                                                                                           Weighted
                              Amortized     Unrealized      Unrealized       Market         average
                                 cost          gains          losses          value          yield
===================================================================================================
                                                   (In thousands)

U.S. TREASURY SECURITIES
(AVERAGE MATURITY OF
1 YEAR AND 4 MONTHS):
 Within 1 year                $1,885,916     $  9,888                       $1,895,804         6.17%
 After 1 to 5 years            1,229,208       33,431         $   11         1,262,628         5.73
---------------------------------------------------------------------------------------------------
                               3,115,124       43,319             11         3,158,432         6.00
---------------------------------------------------------------------------------------------------
Obligations of other
U.S. Government
agencies and corporations
(average maturity of
7 years and 7 months):
 Within 1 year                   149,046          704                          149,750         6.27
 After 1 to 5 years              480,042        3,271            103           483,210         5.53
 After 5 to 10 years           1,114,443        9,050          6,356         1,117,137         6.26
 After 10 years                  300,000        2,651                          302,651         6.40
---------------------------------------------------------------------------------------------------
                               2,043,531       15,676          6,459         2,052,748         6.11
---------------------------------------------------------------------------------------------------
OBLIGATIONS OF P.R.,
STATES AND POLITICAL SUB-
DIVISIONS (AVERAGE
MATURITY OF 9 YEARS
AND 5 MONTHS):
 WITHIN 1 YEAR                     4,483          241                            4,724         6.36
 AFTER 1 TO 5 YEARS               13,272          298                           13,570         5.43
 AFTER 5 TO 10 YEARS              21,612          929              3            22,538         5.64
 AFTER 10 YEARS                   29,379          645             33            29,991         6.64
---------------------------------------------------------------------------------------------------
                                  68,746        2,113             36            70,823         6.07
---------------------------------------------------------------------------------------------------
COLLATERALIZED MORT-
GAGE OBLIGATIONS
(AVERAGE MATURITY
OF 25 YEARS):
 WITHIN 1 YEAR                     7,831            7                            7,838         5.97
 AFTER 1 TO 5 YEARS               28,998           13             90            28,921         5.47
 AFTER 5 TO 10 YEARS             185,782          278             24           186,036         6.18
 AFTER 10 YEARS                  984,195        2,160            729           985,626         6.18
---------------------------------------------------------------------------------------------------
                               1,206,806        2,458            843         1,208,421         6.16
---------------------------------------------------------------------------------------------------
Mortgage-backed
securities
(average maturity
of 22 years and 1 month):
 WITHIN 1 YEAR                        72            8                               80         6.37
 AFTER 1 TO 5 YEARS               27,835            6             11            27,830         5.55
 AFTER 5 TO 10 YEARS              22,719          315            124            22,910         6.40
 AFTER 10 YEARS                  286,540        8,554             64           295,030         6.77
---------------------------------------------------------------------------------------------------
                                 337,166        8,883            199           345,850         6.64
---------------------------------------------------------------------------------------------------
EQUITY SECURITIES
 (WITHOUT CONTRACTUAL
 MATURITY)                        27,688       36,241                           63,929         3.96
---------------------------------------------------------------------------------------------------
OTHER (AVERAGE MATURITY
OF 2 YEARS AND 2 MONTHS):
 WITHIN 1 YEAR                    94,696                                        94,696         5.52
 AFTER 1 TO 5 YEARS                2,458            5                            2,463         7.66
 AFTER 5 TO 10 YEARS               5,169           64            209             5,024         7.21
 AFTER 10 YEARS                   14,143           93                           14,236         7.26
 WITHOUT CONTRACTUAL
 MATURITY                          3,774                                         3,774         9.55
---------------------------------------------------------------------------------------------------
                                 120,240          162            209           120,193         5.97
---------------------------------------------------------------------------------------------------
                              $6,919,301     $108,852         $7,757        $7,020,396         6.08%
===================================================================================================

                                                  1997                                      1996
===================================================================================================
                                                                             Weighted
                              Amortized   Unrealized  Unrealized    Market    average      Market
                                 cost        gains      losses       value     yield        value
===================================================================================================
                                                   (In thousands)

U.S. TREASURY  SECURITIES
(AVERAGE MATURITY OF
1 YEAR AND 11 MONTHS):
 Within 1 year                $  361,577    $   938    $   13     $  362,502    6.21%    $  902,729
 After 1 to 5 years            2,746,232     19,625         3      2,765,854    6.11      1,338,776
---------------------------------------------------------------------------------------------------
                               3,107,809     20,563        16      3,128,356    6.12      2,241,505
---------------------------------------------------------------------------------------------------
Obligations of other
U.S. Government
agencies and
corporations
(average maturity
of 4 years and
6 months):
 Within 1 year                   199,100         50       169        198,981    5.73         75,330
 After 1 to 5 years              306,661      1,108       124        307,645    6.27         72,801
 AFTER 5 TO 10 YEARS             301,062        790     1,988        299,864    6.82        155,344
---------------------------------------------------------------------------------------------------
                                 806,823      1,948     2,281        806,490    6.34        303,475
---------------------------------------------------------------------------------------------------
Obligations of P.R.,
STATES AND POLITICAL
SUBDIVISIONS (AVERAGE
MATURITY OF 3 YEARS
AND 7 MONTHS):
  Within 1 year                    9,820         33        30          9,823    5.22          6,830
  After 1 to 5 years               7,437        150        31          7,556    5.71         14,632
  After 5 to 10 years             17,944        266                   18,210    6.29         12,698
  After 10 years                  25,437        208        96         25,549    6.32            662
---------------------------------------------------------------------------------------------------
                                  60,638        657       157         61,138    6.06         34,822
---------------------------------------------------------------------------------------------------
COLLATERALIZED MORT-
GAGE OBLIGATIONS
(AVERAGE MATURITY OF 22
YEARS AND 6 MONTHS):
 WITHIN 1 YEAR                                                                                   39
 AFTER 1 TO 5 YEARS               40,621         13        15         40,619    6.41         49,012
 AFTER 5 TO 10 YEARS              55,703         22        71         55,654    6.42         20,246
 AFTER 10 YEARS                  703,836        427       338        703,925    6.45        366,793
---------------------------------------------------------------------------------------------------
                                 800,160        462       424        800,198    6.44        436,090
---------------------------------------------------------------------------------------------------
MORTGAGE-BACKED
SECURITIES (AVERAGE
MATURITY OF 19 YEARS
AND 3 MONTHS):
 WITHIN 1 YEAR                    79,710        500       135         80,075    7.31         36,566
 AFTER 1 TO 5 YEARS                6,732         76        40          6,768    6.90         69,068
 AFTER 5 TO 10 YEARS              11,808        340        14         12,134    7.50            974
 AFTER 10 YEARS                  295,116      5,739        61        300,794    6.35        262,511
---------------------------------------------------------------------------------------------------
                                 393,366      6,655       250        399,771    6.59        369,119
---------------------------------------------------------------------------------------------------
EQUITY SECURITIES
 (WITHOUT CONTRACTUAL
 MATURITY)                        21,844     17,352                   39,196    3.67         12,644
---------------------------------------------------------------------------------------------------
OTHER (AVERAGE MATURITY
OF 11 YEARS AND 5 MONTHS):
 WITHIN 1 YEAR                                                                                  204
 AFTER 5 TO 10 YEARS               2,889                    2          2,887    6.50         10,105
 AFTER 10 YEARS                      950         19                      969    6.26          7,970
---------------------------------------------------------------------------------------------------
                                   3,839         19         2          3,856    6.44         18,279
---------------------------------------------------------------------------------------------------
                              $5,194,479    $47,656    $3,130     $5,239,005    6.23%    $3,415,934
===================================================================================================

         The weighted average yield on investment securities available-for-sale is based on amortized cost, therefore it does not give effect to changes in fair value.

         The expected maturity of collateralized mortgage obligations, mortgage-backed securities and certain other securities differs from their contractual maturities because they may be subject to prepayments.

         The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 1998, by contractual maturity are shown below:

                             Amortized cost   Market value
----------------------------------------------------------
                                      (In thousands)

Within 1 year                    $2,142,044     $2,152,892
After 1 to 5 years                1,781,813      1,818,622
After 5 to 10 years               1,349,725      1,353,645
After 10  years                   1,614,257      1,627,534
----------------------------------------------------------
 Total                            6,887,839      6,952,693
Without contractual maturity         31,462         67,703
----------------------------------------------------------
Total investment securities
       available-for-sale        $6,919,301     $7,020,396
==========================================================

         Proceeds from the sale of investment securities available-for-sale during 1998 were $923,409,000 (1997 - $5,212,194,000; 1996 - $2,896,060,000).
Gross realized gains and losses on those sales during the year were $9,190,000 and $257,000, respectively (1997 - $6,266,000 and $3,998,000; 1996 - $8,504,000
and $5,440,000). The basis on which cost was determined in computing the realized gains and losses was the specific identification method.

NOTE 4 - INVESTMENT SECURITIES HELD-TO-MATURITY:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities held-to-maturity as of December 31, 1998 and 1997 (1996- only amortized cost is presented) were as follows:

                                                       1998
=====================================================================================
                                                                             Weighted
                                   Amortized  Unrealized  Unrealized  Market  average
                                      cost       gains      losses    value    yield
=====================================================================================
                                                  (In thousands)
Obligations of other
U.S. Government
 agencies and
 corporations
 (average maturity
 of 3 months):
 Within 1 year                     $  4,943                        $  4,943    4.98%
-------------------------------------------------------------------------------------
                                      4,943                           4,943    4.98
-------------------------------------------------------------------------------------
Obligations of P.R.,
States and political
subdivisions
(average maturity
of 5 years and
4 months):
 Within 1 year                       21,265      $   83              21,348    3.89
 After 1 to 5 years                  11,666         822              12,488    7.79
 After 5 to 10 years                  3,941         127               4,068    7.51
 After 10 years                      11,375         201              11,576    9.07
-------------------------------------------------------------------------------------
                                     48,247       1,233              49,480    6.35
-------------------------------------------------------------------------------------
Collateralized mort-
gage obligations
(average maturity
of 10 years):
 After 1 to 5 years                  13,932          97              14,029    6.33
 After 5 to 10 years                  2,868                   $11     2,857    5.00
 After 10 years                      13,301          40         3    13,338    6.24
-------------------------------------------------------------------------------------
                                     30,101         137        14    30,224    6.16
-------------------------------------------------------------------------------------
Mortgage-backed
securities (average maturity
of 11 years and 4 months):
 After 5 to 10 years                  9,743         202               9,945    7.54
 After 10 years                      23,231         363        26    23,568    7.31
-------------------------------------------------------------------------------------
                                     32,974         565        26    33,513    7.38
-------------------------------------------------------------------------------------
Equity securities
 (without contractual
 maturity)                           76,979                          76,979    6.31
-------------------------------------------------------------------------------------
Other
(average maturity of
6 years and 3 months):
 Within 1 year                        9,045                           9,045    3.56
 After 1 to 5 years                   7,972                           7,972    8.14
 After 5 to 10 years                  4,656          10               4,666    7.82
 After 10 years                      11,217                          11,217    7.80
-------------------------------------------------------------------------------------
                                     32,890          10              32,900    6.72
-------------------------------------------------------------------------------------
                                   $226,134      $1,945       $40  $228,039    6.49%
=====================================================================================

 Popular, Inc.

                                                 1997                                                     1996
-----------------------------------------------------------------------------------------------------------------
                                                                                         Weighted
                         Amortized     Unrealized     Unrealized       Market             average       Amortized
                            cost          gains         losses          value              yield          cost
=================================================================================================================
                                                (Dollars in thousands)

U.S. Treasury
securities
 Within 1 year:                                                                                        $  618,934
-----------------------------------------------------------------------------------------------------------------
                                                                                                          618,934
-----------------------------------------------------------------------------------------------------------------
Obligations of
 other U.S.
 Government
 agencies and
 corporations
 (average matu-
 rity of 2 months):
  Within 1 year            $156,422       $    6          $100         $156,328             5.49%         119,701
  After 1 to 5 years                                                                                       20,000
-----------------------------------------------------------------------------------------------------------------
                            156,422            6           100          156,328             5.49          139,701
-----------------------------------------------------------------------------------------------------------------
Obligations of P.R.,
 States and political
 subdivisions (average
 maturity of 6 years
 and 9 months):
  Within 1 year               8,455           34            16            8,473             7.39           98,073
  After 1 to 5 years         17,726          199             6           17,919             7.36           23,993
  After 5 to 10 years        11,465          761            47           12,179             8.16           11,839
  After 10 years             15,280          199                         15,479             8.93           17,397
-----------------------------------------------------------------------------------------------------------------
                             52,926        1,193            69           54,050             7.99          151,302
-----------------------------------------------------------------------------------------------------------------
Collateralized
 mortgage obliga-
 tions (average
 maturity of 13 years
 and 8 months)
  After 1 to 5 years         19,384           35                         19,419             6.89
  After 5 to 10 years         4,445            2                          4,447             6.75           49,457
  After 10 years             39,849           48           180           39,717             6.06          107,809
-----------------------------------------------------------------------------------------------------------------
                             63,678           85           180           63,583             6.36          157,266
-----------------------------------------------------------------------------------------------------------------
Mortgage-backed
 securities (average
 maturity of 12 years
 and 1 month):
  After 5 to 10 years            48                                          48             7.96               52
  After 10 years             45,947          374           473           45,848             7.41           55,676
-----------------------------------------------------------------------------------------------------------------
                             45,995          374           473           45,896             7.41           55,728
-----------------------------------------------------------------------------------------------------------------
Equity securities
 (without contractual
 maturity)                   70,771                                      70,771             5.23           61,407
-----------------------------------------------------------------------------------------------------------------
Other (average
maturity of 6 years
 and 4 months):
  Within 1 year               3,150                                       3,150             5.96              250
  After 1 to 5 years          5,645            4                          5,649             2.34            6,145
  After 5 to 10 years         4,229                                       4,229             8.24            4,197
  After 10 years              6,177                         35            6,142             8.01            2,136
-----------------------------------------------------------------------------------------------------------------
                             19,201            4            35           19,170             6.06           12,728
-----------------------------------------------------------------------------------------------------------------
                           $408,993       $1,662          $857         $409,798             6.15%      $1,197,066
=================================================================================================================

         The expected maturity of collateralized mortgage obligations, mortgage-backed securities and certain other securities differs from their contractual maturities because they may be subject to prepayments.

         The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 1998, by contractual maturity are shown below:

                                  Amortized cost  Market value
--------------------------------------------------------------
                                             (In thousands)
Within 1 year                            $ 35,253     $ 35,336
After 1 to 5 years                         33,570       34,489
After 5 to 10 years                        21,208       21,536
After 10 years                             59,124       59,699
--------------------------------------------------------------
  Total                                   149,155      151,060
Without contractual maturity               76,979       76,979
--------------------------------------------------------------
Total investment securities
  held-to-maturity                       $226,134     $228,039
==============================================================

         During 1996, investment securities held-to-maturity with an amortized cost of $2,622,000 were called by the issuer. Proceeds from the sale of those securities were $2,652,000. Gains realized on this transaction was $30,000.

         As of December 31, 1998 and 1997, the investments in obligations that are payable from and secured by the same source of revenue or taxing authority, other than the U.S. government, did not exceed 10 percent of stockholders' equity.

NOTE 5 - PLEDGED ASSETS:

At December 31, 1998, investment securities and loans amounting to $5,078,009,000 (1997 - $4,067,567,000; 1996 - $2,788,401,000) were pledged to secure public and trust deposits and securities and mortgages sold under agreements to repurchase.

NOTE 6 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

      The composition of the loan portfolio at December 31, was as follows:

                                                     1998         1997
--------------------------------------------------------------------------------
                                                      (In thousands)
Loans secured by real estate:
 Insured or guaranteed by the U.S.
  Government or its agencies                     $   85,350     $   79,673
 Guaranteed by the Commonwealth
  of Puerto Rico                                     56,296         63,035
 Commercial loans secured by real estate          1,250,210      1,109,213
 Residential mortgages                            2,595,578      2,432,183
 Construction and land development                  250,572        190,509
 Consumer                                           424,327        605,204
-------------------------------------------------------------------------------
                                                  4,662,333      4,479,817

 Financial institutions                              69,120         53,145
 Commercial, industrial and agricultural          4,090,906      3,245,706
 Lease financing                                    791,356        722,031
 Consumer for household, credit cards
  and other consumer expenditures                 2,968,618      2,700,661
 Other                                               201,276        256,315
-------------------------------------------------------------------------------
                                                $12,783,609    $11,457,675
===============================================================================

   As of December 31, 1998, loans on which the accrual of interest income had been discontinued amounted to $262,604,000 (1997 - $195,544,000; 1996 -
$146,255,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $15,258,000 (1997- $11,868,000; 1996 - $7,696,000). In addition, there is $578,000 of renegotiated loans still accruing interest at December 31, 1998, (1996 - $3,308,000). Included in the non-accruing loans as of December 31, 1998 were $46,626,000 (1997 - $30,840,000; 1996 - $16,320,000) in consumer loans.

   At December 31, the recorded investment in loans that were considered impaired and the related disclosures are shown below:

                                                        December 31,
                                                      1998           1997
-------------------------------------------------------------------------------
                                                         (In thousands)
Impaired loans with a related allowance             $140,905       $ 83,415
Impaired loans that do not require allowance          37,213         37,313
-------------------------------------------------------------------------------
    Total impaired loans                            $178,118       $120,728
===============================================================================
Allowance for impaired loans                        $ 36,191       $ 19,141
===============================================================================
Impaired loans measured based
  on fair value of collateral                       $ 83,399       $ 40,713
Impaired loans measured based on
  discounted cash flows                               94,719         80,015
------------------------------------------------------------------------------
                                                    $178,118       $120,728
===============================================================================
Average balance of impaired
  loans during the year                             $168,054       $113,348
===============================================================================
Interest income recognized on
  impaired loans during the year                    $  6,332       $  6,298
===============================================================================

   The changes in the allowance for loan losses for the year ended December 31, were as follows:

                                      1998            1997           1996
-------------------------------------------------------------------------------
                                               (In thousands)
Balance at beginning of year      $ 211,651       $ 185,574       $ 168,393
Reserves acquired                    31,296          13,237             402
Provision for loan losses           137,213         110,607          88,839
Recoveries                           51,770          49,823          35,901
Loans charged-off                  (164,681)       (147,590)       (107,961)
-------------------------------------------------------------------------------
Balance at end of year            $ 267,249       $ 211,651       $ 185,574
===============================================================================

   The components of the net financing leases receivable at December 31, were:

                                                    1998          1997
-------------------------------------------------------------------------------
                                                     (In thousands)
Total minimum lease payments                     $ 632,669       $ 564,981
Estimated residual value of leased property        155,341         154,034
Deferred origination costs                           3,346           3,016
  Less - Unearned financing income                (146,076)       (140,104)
-------------------------------------------------------------------------------
  Net minimum lease payments                       645,280         581,927
  Less - Allowance for loan losses                  (8,312)         (5,869)
-------------------------------------------------------------------------------
                                                 $ 636,968       $ 576,058
===============================================================================

   Estimated residual value is generally established at amounts expected to be sufficient to cover the Corporation's investment.

Popular, Inc.

At December 31, 1998, future minimum lease payments are expected to be received as follows:

                              (In thousands)
            -------------------------------
            1999                $ 233,609
            2000                  167,660
            2001                  124,493
            2002                   76,632
            2003 and thereafter    30,275
            -----------------------------
                                $ 632,669
            =============================

NOTE 7 - RELATED PARTY TRANSACTIONS:

The Corporation grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

                                             OFFICERS    DIRECTORS    TOTAL
           ----------------------------------------------------------------
                                                   (In thousands)
           Balance at December 31, 1996      $2,975   $ 128,387   $ 131,362
           New loans                            291     117,762     118,053
           Payments                            (661)   (137,539)   (138,200)
           ----------------------------------------------------------------
           Balance at December 31, 1997       2,605     108,610     111,215
           New loans                            512     138,949     139,461
           Payments                             (51)   (129,635)   (129,686)
           ---------------------------------------------------------------
           Balance at December 31, 1998      $3,066   $ 117,924   $ 120,990
           ================================================================

         These loans have been consummated on terms no more favorable than those that would have been obtained if the transaction had been with unrelated parties.

NOTE 8 - PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:


                              USEFUL LIFE
                                IN YEARS       1998        1997
--------------------------------------------------------------------------------
                                                     (In thousands)
Land                                        $ 57,703    $  51,286
--------------------------------------------------------------------------------
Buildings                        15-50       220,206      188,833
Equipment                         3-10       382,687      336,826
Leasehold improvements          Various       62,904       55,837
--------------------------------------------------------------------------------
                                             665,797      581,496
Less - Accumulated depreciation
  and amortization                           335,426      297,244
--------------------------------------------------------------------------------
                                             330,371      284,252
--------------------------------------------------------------------------------
Construction in progress                      36,647       29,354
--------------------------------------------------------------------------------
                                            $424,721    $ 364,892
================================================================================

         Depreciation and amortization of premises and equipment for the year was $62,649,000 (1997 - $54,523,000; 1996 - $48,481,000) of which $10,478,000
(1997 - $10,341,000; 1996 - $9,943,000) was charged to occupancy expense and
$52,171,000 (1997 - $44,182,000; 1996 - $38,538,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $9,187,000 (1997 - $16,442,000; 1996 - $16,193,000).

NOTE 9 - DEPOSITS:

Total interest bearing deposits as of December 31, consisted of:

                                     1998          1997
----------------------------------------------------------
                                        (In thousands)
Savings deposits:
 Savings accounts               $ 4,107,990    $ 3,584,963
 NOW and money
   market accounts                1,678,033      1,357,519
----------------------------------------------------------
                                  5,786,023      4,942,482
----------------------------------------------------------
Certificates of deposit:
 Under $100,000                   2,501,535      2,246,988
 $100,000 and over                2,208,347      2,013,280
----------------------------------------------------------
                                  4,709,882      4,260,268
----------------------------------------------------------
                                $10,495,905    $ 9,202,750
==========================================================

NOTE 10 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO
REPURCHASE:

      The following table summarizes certain information on federal funds purchased and securities sold under agreements to repurchase as of December 31:

                                          1998         1997           1996
--------------------------------------------------------------------------------
                                              (Dollars in thousands)
Federal funds purchased               $  918,555   $   389,040    $   158,336
Securities sold under
 agreements to repurchase              3,157,945     2,334,289      1,717,129
--------------------------------------------------------------------------------
Total amount outstanding              $4,076,500   $ 2,723,329    $ 1,875,465
================================================================================
Maximum aggregate balance
 outstanding at any month-end         $4,076,500   $ 3,897,110    $ 2,922,611
================================================================================
Average daily aggregate
 balance outstanding                  $3,166,436   $ 2,836,290    $ 2,521,929
================================================================================
Weighted average interest rate:
 For the year                               4.96%         5.01%          5.12%
 At December 31                             4.50          5.51           5.16

   The following table presents the liability associated with the repurchase transactions (including accrued interest), its maturities and weighted average interest rates. Also, it includes the carrying amount and approximate market value of the collateral (including accrued interest) as of December 31, 1998 and 1997. The information excludes repurchase transactions which were collateralized with securities or other assets held for trading purposes or which have been obtained under reverse repurchase agreements:

                                          1998
---------------------------------------------------------------------------------
                                                                      Weighted
                     Repurchase     Carrying value  Market Value      average
                      Liability      of collateral  of collateral   interest rate
---------------------------------------------------------------------------------
                                     (In thousands)

U.S. Treasury
securities:
 Overnight            $   174,613     $   179,304   $   184,965         4.88%
 Within 30 days         1,054,749       1,042,020     1,058,075         5.04
 After 30 to 90 days       12,577          13,300        13,365         4.94
 After 90 days            435,983         454,228       456,624         5.65
----------------------------------------------------------------------------
       Total            1,677,922       1,688,852     1,713,029         5.18
----------------------------------------------------------------------------
Obligations of
 other U.S.
 Government
 agencies and
 corporations:
  Overnight                24,838          25,121        25,211         4.44
  Within 30 days          610,223         628,723       625,207         5.14
  After 30 to 90 days       2,176           2,191         2,196         4.03
  After 90 days            20,252          21,137        21,213         4.93
----------------------------------------------------------------------------
       Total              657,489         677,172       673,827         5.10
----------------------------------------------------------------------------
Collateralized
 mortgage obligations
  Within 30 days           24,084          25,248        25,130         5.17
  After 90 days            42,129          44,075        44,093         5.25
----------------------------------------------------------------------------
       Total               66,213          69,323        69,223         5.22
----------------------------------------------------------------------------
                       $2,401,624      $2,435,347    $2,456,079         5.16
============================================================================



                                 1997
---------------------------------------------------------------------------------------
                                                                           Weighted
                       Repurchase    Carrying value     Market Value       average
                       Liability      of collateral    of collateral     interest rate
---------------------------------------------------------------------------------------
                                       (In thousands)

U.S. Treasury
securities:
 Overnight             $  275,071      $  284,814       $  289,657         8.75%
 Within 30 days           313,988         313,330          314,695         5.75
 After 30 to 90 days       37,708          39,184           39,372         4.84
 After 90 days            476,339         496,354          499,621         5.68
----------------------------------------------------------------------------------
       Total            1,103,106       1,133,682        1,143,345         6.44
----------------------------------------------------------------------------------
Obligations of
other U.S.
Government
agencies and
corporations:
 Overnight                  6,312           6,326            6,362         4.70
 Within 30 days            32,814          33,084           32,665         4.59
 After 30 to 90 days          545             550              541         4.12
 After 90 days             67,820          71,187           71,467         5.78
----------------------------------------------------------------------------------
       Total              107,491         111,147          111,035         5.35
----------------------------------------------------------------------------------
Obligations of P.R.,
States and political sub-
divisions:
 Within 30 days             2,025           1,872            1,909         4.78
 After 90 days              5,671           5,429            5,436         4.99
----------------------------------------------------------------------------------
       Total                7,696           7,301            7,345         4.94
----------------------------------------------------------------------------------
Collateralized
mortgage obligations
 Overnight                492,981         556,348          556,339         8.39
----------------------------------------------------------------------------------
       Total              492,981         556,348          556,339         8.39
----------------------------------------------------------------------------------
                       $1,711,274      $1,808,478       $1,818,064         6.93%
==================================================================================

Popular, Inc.

NOTE 11 - OTHER SHORT-TERM BORROWINGS:

Other short-term borrowings as of December 31, consisted of:

                                                                                        1998           1997
-----------------------------------------------------------------------------------------------------------------
                                                                                              (In thousands)
           Advances under revolving lines of credit
            amounting to $457,395,000 (1997 - $605,000,000)
            with fixed interest rates ranging from 4.50% to 5.25%
            at December 31, 1998 (1997 - 5.95% to 6.75%)                             $   30,688      $  81,700

           Commercial paper with various maturities until
            June 1999 at rates ranging from 4.60% to 5.83%
            (1997 - 5.70% to 5.99%)                                                     342,232        183,999

           Term notes maturing in 1998, paying interest
            monthly at LIBOR less 3 basis points with a
            quarterly reset of interest rate                                                            25,000

           Term notes maturing in 1999, paying interest
            quarterly at a floating interest rate of 0.125%
            (1997 - ranging from 0.25% to 0.75%)
            over 3-month LIBOR rate (LIBOR rate at
            December 31, 1998 was 5.07%; 1997 - 5.81%)                                   50,000         66,488

           Term notes maturing in 1999, paying interest
            monthly at rates ranging from 5.00%
            to 10.00%                                                                    31,059

           Term note maturing in 1999, paying interest
            semiannually at floating interest rate of 1.50%
            over Fed Fund rate (Interest rate at
            December 31, 1998 was 6.94%)                                                  3,975

           Term notes, corresponding to BF, maturing in
            1999, paying interest at rates ranging from
            7.00% to 7.50% and at floating rates of
            1.50% over the 3-month LIBOR rate.                                           35,868

           Term notes maturing in 1999, paying interest
            semiannually at rates ranging from 5.75% to 8.41%
            (1997 - 5.40% to 8.12%)                                                     185,340         111,509

           Term funds purchased with maturities until July
            1999 at rates ranging from 5.13% to 5.71%
            (1997 - 5.64% to 5.93%)                                                     789,300         680,000

           Term notes with maturities until August 1999
            with fixed rates ranging from 5.25% to 6.29%                                166,000         138,500
            (1997 - 4.40% to 5.87%)

           Others                                                                         4,620             239
---------------------------------------------------------------------------------------------------------------
                                                                                     $1,639,082      $1,287,435
===============================================================================================================

         The weighted average interest rate of other short-term borrowings at December 31, 1998 was 6.39% (1997 - 5.60%; 1996 - 5.75%). The maximum aggregate balance outstanding at any month-end was approximately $1,908,541,000 (1997 - $1,985,452,000; 1996 - $1,404,006,000). The average aggregate balance outstanding during the year was approximately $1,675,568,000 (1997 - $1,609,035,000; 1996 - $883,739,000). The weighted average interest rate during the year was 5.65% (1997- 5.94%; 1996 - 6.27%).

NOTE 12 - NOTES PAYABLE:

Notes payable outstanding at December 31, consisted of the following:

                                                            1998       1997
--------------------------------------------------------------------------------
                                                            (In thousands)
Term notes with maturities ranging from 2000
 through 2005 paying interest semiannually at
 fixed rates ranging from 5.63% to 7.72%
 (1997 - 5.50% to 8.41%).                                $883,348   $904,884

Term notes maturing in 2000 paying interest
   quarterly at rates ranging from 0.11% to
   0.46% (1997 - 0.10% to 0.46%) over the
   3-month LIBOR rate and 3-month US Treasury
   Bill rate (LIBOR and US Treasury Bill rates
   at December 31, 1998 were 5.07% and 4.37%,
   respectively; 1997 - 5.81% and 5.35%,
   respectively).                                          64,416    194,366

Term notes with maturities ranging from 2001
 through 2025 paying interest monthly at fixed
 rates ranging from 5.01% to 7.62% (1997 - 5.92%).         24,437     25,000

Term notes, corresponding to BF, with maturities
 ranging from 2000 through 2008 paying interest
 at fixed rates ranging from 9.00% to 10.00% and
 at floating rates from 1.75% to 3.60% over the
 3-month LIBOR rate.                                       39,348

Promissory notes with maturities ranging from 2000
 through 2003 with fixed interest rates ranging
 from 5.50% to 6.35% (1997 - 5.50% to 6.35%).              33,200     49,200

Promissory notes with maturities ranging from
 2000 through 2005 with floating interest rates
 ranging from 85% to 94% (1997 - 87% to 92%)
 of the 3-month LIBID rate (LIBID rate at
 December 31, 1998 was 5.00%; 1997 - 5.69%).              260,000    230,000

Mortgage notes and other debt with fixed rates
 and terms.                                                 2,411        246
--------------------------------------------------------------------------------
                                                       $1,307,160 $1,403,696
================================================================================

NOTE 13 - SUBORDINATED NOTES:

Subordinated notes at December 31, 1998 and 1997, consisted of $125,000,000 notes issued by the Corporation on December 12, 1995, maturing on December 15, 2005, with interest payable semiannually at 6.75%. The notes issued by the Corporation are unsecured obligations which are subordinated in right of payment to the prior payment in full of all present and future senior indebtedness of the Corporation. These notes do not provide for any sinking fund.

NOTE 14 - PREFERRED BENEFICIAL INTEREST IN POPULAR NORTH AMERICA'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES GUARANTEED BY THE CORPORATION:

On February 5, 1997, BanPonce Trust I (BPT I), a wholly-owned subsidiary of Popular North America, issued $150,000,000 of 8.327% Capital Securities Series A due in 2027. The Capital Securities of BPT I are fully and unconditionally guaranteed by the Corporation. Additionally, the Capital Securities qualify for inclusion in Tier I capital under the Risk-Based Capital guidelines.

NOTE 15 - LONG-TERM DEBT MATURITY REQUIREMENTS:

The aggregate amounts of maturities of notes payable, capital securities and subordinated notes were as follows:

               Notes      Capital    Subordinated
  Year         payable   Securities     notes              Total
----------------------------------------------------------------
                         (In thousands)
 1999        $    1,925                                   $1,925
 2000           434,402                                  434,402
 2001           235,979                                  235,979
 2002           186,209                                  186,209
 2003           244,056                                  244,056
Later years     204,589    $150,000   $125,000           479,589
----------------------------------------------------------------
 Total       $1,307,160    $150,000   $125,000        $1,582,160
================================================================

NOTE 16 - PREFERRED STOCK OF BPPR:

BPPR has 200,000 shares of authorized preferred stock with a par value of $100. This stock may be issued in series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. At December 31, 1998, there are no such shares issued or outstanding.

NOTE 17 - STOCKHOLDERS' EQUITY:

The Corporation has 180,000,000 shares of authorized common stock with par value of $6 per share. At December 31, 1998, there were 135,637,327 (1997 - 135,365,408) shares issued and outstanding, after adjusting for a two-for-one common stock split effected in the form of a dividend, effective July 1, 1998. As a result of the split 68,737,693 shares were issued, and $412,426,000 million were transferred from surplus to common stock. On May 8, 1997, the Board of Directors approved a stock repurchase program of up to three million shares of the outstanding common stock of the Corporation. As of December 31, 1998, the Corporation had purchased 1,977,600 (1997 - 1,977,600) shares under this program for a total cost of $39,559,000 (1997 - $39,559,000).

   The Corporation has a dividend reinvestment plan under which stockholders may reinvest their quarterly dividends in shares of common stock at a 5% discount from the market price at the time of issuance. During 1998, shares totaling 271,918 (1997 - 241,452; 1996 - 382,472), equivalent to $7,433,000 (1997 -
$4,642,000; 1996 - $4,135,000) in additional equity, were issued under the plan.

         The Corporation has 10,000,000 shares of authorized preferred stock with no par value. This stock may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation has 4,000,000 shares issued and outstanding of Series A preferred stock. These shares are non-convertible and are redeemable at the option of the Corporation. The redemption price per share is $26.25 through June 29, 1999, $26.00 from June 30, 1999 through June 29, 2000, $25.75 from June 30,
2000 through June 29, 2001, $25.50 from June 30, 2001 through June 29, 2002 and $25.00 from June 30, 2002 and thereafter. Dividends on the Series A preferred stock are noncumulative and are payable monthly at the annual rate of 8.35% of the liquidation preference of $25.00 per share.

   The Corporation's average number of common shares outstanding used in the computation of net income per common share was 135,532,086 (1997 - 134,036,964; 1996 - 132,044,624). During the year, cash dividends of $0.50 (1997 - $0.40 and
1996 - $0.35) per common share outstanding amounting to $67,770,000 (1997 - $53,681,000; 1996 - $45,557,000) were declared. In addition, dividends declared on preferred stock amounted to $8,350,000 (1997 - $8,350,000; 1996 -
$8,350,000).

   In connection with the acquisition by Banco Popular, FSB (second-tier subsidiary of Popular North America, Inc.) from the Resolution Trust Company
(RTC) of four New Jersey branches of the former Carteret Federal Savings Bank, the RTC provided to Banco Popular, FSB interim financial assistance in the form of a loan in the amount of $20 million. Pursuant to the terms of such financing, Banco Popular, FSB was not permitted to, among other things, declare or pay any dividends on its outstanding capital stock (unless such dividends were used exclusively for payment of principal or interest on such RTC loan) or make any distribution of its assets until payment in full of such promissory note. As of December 31, 1998, the undistributed earnings of Banco Popular, FSB totaled $66,529,000. This note was paid in full on January 7, 1999.

NOTE 18 - REGULATORY CAPITAL REQUIREMENTS:

The Corporation is subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory requirements. The Corporation's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

Popular, Inc.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Tier I and total capital to risk-weighted assets, and of Tier I capital to average assets (leverage ratio) as defined in the regulations. Management has determined that as of December 31, 1998, the Corporation exceeded all capital adequacy requirements to which it is subject.

         As of December 31, 1998, the Corporation was well capitalized under the regulatory framework for prompt corrective action and there are no conditions or events since that date that management believes have changed the institution's category.

         The Corporation's actual and required ratios and amounts of total risk-based capital, Tier I risk-based capital and Tier I leverage, as of December 31, were as follows:


                                                                       Regulatory requirements
----------------------------------------------------------------------------------------------
                                                                          TO BE WELL
                                                                          CAPITALIZED
                                                                          UNDER PROMPT
                                                      FOR CAPITAL       CORRECTIVE ACTION
                                   ACTUAL           ADEQUACY PURPOSES     PROVISIONS
                              AMOUNT     RATIO      AMOUNT      RATIO    AMOUNT     RATIO
----------------------------------------------------------------------------------------------
                                                         1998
----------------------------------------------------------------------------------------------
                                                (DOLLARS IN THOUSANDS)

Total Capital
(to Risk-Weighted Assets):
Consolidated                 $ 1,760,278   13.14%   $1,071,994     8%    $ 1,339,992      10%
BPPR                           1,316,421   13.00       810,351     8       1,012,938      10

Tier I Capital
(to Risk-Weighted Assets):
Consolidated                 $ 1,450,187   10.82       535,997     4%        803,995       6%
BPPR                           1,188,895   11.74       405,175     4         607,763       6

Tier I Capital
(to Average Assets):
Consolidated                 $ 1,450,187    6.72%      647,350     3%      1,078,917       5%
BPPR                           1,188,895    6.75       528,039     3         880,065       5


                                                                    Regulatory requirements
-------------------------------------------------------------------------------------------
                                                                            TO BE WELL
                                                                             CAPITALIZED
                                                                            UNDER PROMPT
                                                          FOR CAPITAL     CORRECTIVE ACTION
                                      ACTUAL          ADEQUACY PURPOSES      PROVISIONS
                                 AMOUNT     RATIO       AMOUNT     RATIO    AMOUNT    RATIO
-------------------------------------------------------------------------------------------
                                  1997
-------------------------------------------------------------------------------------------
                                                   (Dollars in thousands)
Total Capital
(to Risk-Weighted Assets):
Consolidated                  $ 1,598,506    14.56%  $  878,054     8%   $1,097,567    10%
BPPR                            1,165,509    12.58      741,226     8       926,533    10

Tier I Capital
(to Risk-Weighted Assets):
Consolidated                  $ 1,335,391    12.17%  $  439,027     4%   $  658,540     6%
BPPR                            1,048,899    11.32      370,613     4       555,920     6

Tier I Capital
(to Average Assets):
Consolidated                  $ 1,335,391     6.86%  $  583,831     3%   $  973,052     5%
BPPR                            1,048,899     6.36      494,917     3       824,862     5

NOTE 19 - INTEREST ON INVESTMENTS:

Interest on investments consisted of the following:


                                         1998       1997        1996
-------------------------------------------------------------------------------
                                              (In thousands)
Money market investments:
 Federal funds sold and securities
  and mortgages purchased under
  agreements to resell                $ 34,505     $ 31,886     $ 45,697
 Time deposits with other banks          2,199        1,799          776
 Other                                      77          238          224
-------------------------------------------------------------------------------
                                      $ 36,781     $ 33,923     $ 46,697
===============================================================================
Investment securities:

 U.S. Treasury securities             $193,293     $213,153     $189,300
 Obligations of other
  U.S. Government agencies
  and corporations                     112,610       82,205       43,157
 Obligations of Puerto Rico,
  States and political subdivisions      8,378        8,755       10,902
 Collateralized mortgage obligations    47,321       37,786       26,265
 Mortgage-backed securities             12,185       10,667        6,456
 Other                                  11,686        6,170        4,530
-------------------------------------------------------------------------------
                                      $385,473     $358,736     $280,610
===============================================================================

   Interest income on investment securities for the year ended December 31, 1998, includes tax exempt interest of $301,364,000 (1997 - $290,638,000; 1996 -
$229,958,000).

Exempt interest relates mostly to obligations of the United States and Puerto Rico governments.

NOTE 20 - EMPLOYEE BENEFITS:

Pension and benefit restoration plans:

All regular employees of BPPR are covered by a noncontributory defined benefit pension plan. Pension benefits begin to vest after five years of service and are based on age, years of credited service and final average compensation, as defined. At December 31, 1998, plan assets consisted primarily of U.S. Government obligations, high grade corporate bonds and listed stocks, including 5,672,860 shares (1997-5,672,860) of the Corporation with a market value of approximately $192,877,000 (1997 - $140,403,000). Dividends paid on shares of the Corporation held by the plan during 1998 amounted to $2,666,000 (1997 - $2,156,000).

   BPPR also has a non-qualified unfunded supplementary pension and profit sharing plan for those employees whose compensation exceeds the limits established by ERISA.

   The following table sets forth the status of the plans and the amounts recognized in the consolidated financial statements at December 31:

                                                      BENEFIT
                                   PENSION PLAN   RESTORATION PLAN     TOTAL
--------------------------------------------------------------------------------
                                                     1998
--------------------------------------------------------------------------------
                                                  (In thousands)
Change in benefit obligation:
 Benefit obligation
   at beginning of the year         $ 291,058       $   3,889       $ 294,947
 Service cost                          12,360             438          12,798
 Interest cost                         19,926             330          20,256
 Plan amendment                            79                              79
 Actuarial loss                        21,642           1,258          22,900
 Benefits paid                        (12,872)             (2)        (12,874)
--------------------------------------------------------------------------------
 Benefit obligation
   at end of year                   $ 332,193       $   5,913       $ 338,106
================================================================================
Change in plan assets:
 Fair value of plan assets
   at beginning of the year           368,399                         368,399
 Actual return on plan assets          91,840                          91,840
 Employee contribution
   repayments                               7                               7
 Benefits paid                        (12,872)                        (12,872)
--------------------------------------------------------------------------------
 Fair value of plan assets at
   end of year                      $ 447,374                       $ 447,374
================================================================================
Funded (unfunded) status              115,181          (5,913)        109,268
Unrecognized net asset                (15,626)                        (15,626)
Unrecognized net prior
   service cost                        (2,053)            518          (1,535)
Unrecognized net actuarial
    (gain) loss                       (93,387)          2,896         (90,491)
--------------------------------------------------------------------------------
Prepaid (accrued) pension cost      $   4,115       ($  2,499)      $   1,616
================================================================================
Amount recognized in the
   statement of financial
   position consists of:

 Prepaid benefit cost               $   4,115                       $   4,115
 Accrued benefit liability                          ($  2,499)         (2,499)
--------------------------------------------------------------------------------
Net amount recognized               $   4,115       ($  2,499)      $   1,616
================================================================================

Popular, Inc.

F-50

                                                      BENEFIT
                                 PENSION PLAN    RESTORATION PLAN       TOTAL
------------------------------------------------------------------------------
                                                 1997
------------------------------------------------------------------------------
                                            (In thousands)
Change in benefit obligation:
 Benefit obligation
   at beginning of the year        $  243,162       $   2,173      $  245,335
 Service cost                          10,847             360          11,207
 Interest cost                         18,657             226          18,883
 Actuarial loss                        30,735           1,130          31,865
 Benefits paid                        (12,343)                        (12,343)
------------------------------------------------------------------------------
 Benefit obligations
  at end of year                   $  291,058       $   3,889      $  294,947
==============================================================================
Change in plan assets:
 Fair value of plan assets
  at beginning of the year            293,362                         293,362
 Actual return on plan assets          87,260                          87,260
 Employee contribution
  repayments                              120                             120
 Benefits paid                        (12,343)                        (12,343)
------------------------------------------------------------------------------
 Fair value of plan assets at
  end of year                      $  368,399                      $  368,399
===============================================================================
Funded (unfunded) status               77,341          (3,889)         73,452
Unrecognized net asset                (18,086)                        (18,086)
Unrecognized net prior
  service cost                         (2,374)            571          (1,803)
Unrecognized net actuarial
   (gain) loss                        (57,833)          1,847         (55,986)
------------------------------------------------------------------------------
Prepaid (accrued) pension
  cost                             $     (952)      $  (1,471)     $   (2,423)
==============================================================================
Amount recognized in the
  statement of financial
  position consists of:
Accrued benefit liability          $     (952)      $  (1,471)     $   (2,423)
-------------------------------------------------------------------------------
Net amount recognized              $     (952)       $ (1,471)     $   (2,423)
===============================================================================


Weighted average                                                     Benefit
 assumptions as of                    Pension Plan              Restoration Plan
December 31:                       1998      1997   1996    1998   1997   1996
-------------------------------------------------------------------------------
  Discount rate                    6.50%     7.00%  7.50%   6.50%  7.00%  7.50%
  Expected return on
    plan assets                    9.00%    9.00%   9.00%
 Rate of compensation
  increase                         4.5 to   4.5 to  4.5 to  4.5 to  4.5 to  4.5 to
                                   8.5%     8.5%    8.5%    8.5%    8.5%    8.5%


                                                                                        BENEFIT
                                    PENSION PLAN                                   RESTORATION PLAN
                                 1998          1997            1996          1998      1997      1996
------------------------------------------------------------------------------------------------------
                                                           (In thousands)
COMPONENTS OF
NET PERIODIC PENSION COST:
Service cost                  $ 12,360       $ 10,847       $  9,860       $  438      $360      $172
Interest cost                   19,926         18,657         16,645          330       226        94
Expected return
 on plan assets                (32,618)       (25,913)       (20,490)
Amortization of
 asset obligation               (2,461)        (2,461)        (2,461)
Amortization of
 prior service cost               (242)          (246)          (246)          53        53        53
Amortization of
 net (gain) loss                (2,032)                          505          209       130        11
------------------------------------------------------------------------------------------------------
Net periodic
 (benefit) cost               $ (5,067)      $    884       $  3,813       $1,030      $769      $330
=====================================================================================================

   The accumulated benefit obligation for the benefit restoration plan was $1,085,500 as of December 31, 1998 (1997 - $489,700).

Retirement and savings plan:

The Corporation also provides contributory retirement and savings plans pursuant to sections 1165(e) of the Puerto Rico Internal Revenue Code and section 401(k) of the Internal U.S. Revenue Code, as applicable, for substantially all the employees of Popular Securities, Equity One, Banco Popular FSB, Banco Popular N.A. (California), Banco Popular Illinois, Banco Popular, N.A. (Florida), Banco Popular, N.A. (Texas), First State Bank of Southern California, Gore-Bronson Bancorp, Popular Finance, Popular Leasing and Popular Mortgage. Employer contributions are determined based on specific provisions of each plan. The cost of providing this benefit in 1998 was $3,369,000 (1997 - $2,811,000; 1996 -
$2,163,000).

   The Corporation also has a contributory savings plan available to employees of BPPR. Employees are fully vested in the employer's contribution after seven years of service. All contributions are invested in shares of the Corporation. Total savings plan expense was $1,105,000 in 1998 (1997 - $999,000; 1996 -
$863,000). The savings plan held 1,303,398 (1997 - 1,106,586; 1996 - 736,234)
shares of common stock of the Corporation with a market value of approximately $44,316,000 at December 31, 1998 (1997 - $27,388,000; 1996 - $12,424,000).

Postretirement health care benefits:

In addition to providing pension benefits, BPPR provides certain health care benefits for retired employees. Substantially all of the employees of BPPR who are eligible to retire under the pension plan, and provided they reach retirement age while working for BPPR, may become eligible for these benefits.

Popular, Inc.

         The status of the Corporation's unfunded postretirement benefit plan at December 31, was as follows:

                                                     1998           1997
--------------------------------------------------------------------------------
                                                       (In thousands)
Change in benefit obligation:

 Benefit obligation at beginning of the year      $  87,976       $ 83,968
  Service cost                                        4,731          3,852
  Interest cost                                       6,016          5,556
  Plan amendment                                       (685)
  Benefits paid                                      (3,224)        (2,703)
  Actuarial loss (gain)                               6,472         (2,697)
--------------------------------------------------------------------------------
 Benefit obligation at end of year                $ 101,286       $ 87,976
================================================================================
Change in plan assets:
 Unfunded status                                   (101,286)       (87,976)
 Unrecognized net prior service cost                  3,806          4,941
 Unrecognized net actuarial loss (gain)              18,550         12,284
--------------------------------------------------------------------------------
 Accrued benefit cost                             $ (78,930)      $(70,751)
================================================================================

         The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1998 was 6.50% (1997 - 7.00%).

         The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

                                         1998        1997         1996
--------------------------------------------------------------------------------
                                                 (In thousands)
Service cost                            $ 4,731      $3,852      $ 3,584
Interest cost                             6,016       5,556        5,719
Amortization of prior service cost          450         435          435
Amortization of net (gain) loss             206                      795
--------------------------------------------------------------------------------
Net periodic benefit cost               $11,403      $9,843      $10,533
================================================================================

         For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate was assumed to decrease gradually to 5% for 2001 and remain at that level thereafter.

         Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                     1-Percentage       1-Percentage
                                    Point Increase     Point Decrease
--------------------------------------------------------------------------------
Effect on total service cost and
 interest cost components             $ 2,219,000      $ (1,735,000)

Effect on postretirement
 benefit obligation                   $18,690,000      $(14,860,000)


Profit sharing plan:
BPPR also has a profit sharing plan covering substantially all regular employees. Annual contributions are determined based on the bank's profitability ratios, as defined in the plan, and are deposited in trust. Profit sharing expense for the year, including the cash portion paid annually to employees which represented 50% of the expense for 1998 (1997 and 1996 - 40%), amounted to $22,647,000 (1997 - $25,954,000; 1996 - $22,859,000).

Long-term incentive plan:
BPPR has a long-term incentive plan for its senior management. Under this plan, each January 1st the Board of Directors awards senior management a specified number of shares of common stock of the Corporation contingent upon reaching some predefined performance measures over periods of three years. The dividends attributable to these shares are also part of the award. The final number of shares awarded is subject to a factor based on the level of attainment and are purchased in the open market.

         For the year ended December 31, 1998, the Corporation recognized an expense of $626,000 (1997 - $1,493,000; 1996 - $837,000) related to this plan, determined based on the market value of the stock.

NOTE 21 - RENTAL EXPENSE AND COMMITMENTS:
At December 31, 1998, the Corporation was obligated under a number of noncancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

                      Minimum       Sublease
     Year             payments       rentals        Net
------------------------------------------------------------
                          (In thousands)
       1999           $ 20,198      $  351      $ 19,847
       2000             16,987         353        16,634
       2001             14,612         258        14,354
       2002             11,680         171        11,509
       2003             10,203         119        10,084
       Later years      55,367         352        55,015
                      --------      ------      --------
                      $129,047      $1,604      $127,443
                      ========      ======      ========

         Total rental expense for the year ended December 31, 1998, was $26,451,000 (1997 - $23,336,000; 1996 - $21,196,000).

NOTE 22 - INCOME TAX:

The components of income tax expense for the years ended December 31, are summarized below. Included in these amounts

Popular, Inc.

are income taxes of $1,606,000 in 1998 (1997 - $747,000; 1996 - $1,480,000),
related to gains on securities transactions.

                                   1998           1997           1996
--------------------------------------------------------------------------------
                                             (In thousands)
Current income tax expense:

Puerto Rico                      $ 94,913       $ 83,120       $ 81,488
Federal and States                  8,914         16,058         15,777
--------------------------------------------------------------------------------
Subtotal                          103,827         99,178         97,265
--------------------------------------------------------------------------------
Deferred income tax
  expense (benefit):

Puerto Rico                       (27,231)       (19,851)       (23,589)
Federal and States                 (1,925)        (4,866)        (2,799)
--------------------------------------------------------------------------------
Subtotal                          (29,156)       (24,717)       (26,388)
--------------------------------------------------------------------------------
Total income tax expense         $ 74,671       $ 74,461       $ 70,877
================================================================================

         The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory rate in Puerto Rico, were as follows:

                                         1998                   1997                 1996
----------------------------------------------------------------------------------------------------
                                                % of                 % of                  % of
                                              pre-tax               pre-tax               pre-tax
                                 Amount       Income      Amount    Income     Amount     Income
----------------------------------------------------------------------------------------------------
                                            (Dollars in thousands)
Computed income tax at
 statutory rate                 $119,609       39%      $110,770      39%     $ 99,851      39%
Benefits of net tax exempt
 interest income                 (47,432)     (15)       (37,860)    (13)      (29,118)    (11)
Federal, States taxes
 and other                         2,494                   1,551                   144
----------------------------------------------------------------------------------------------------
Income tax expense              $ 74,671       24%      $ 74,461      26%     $ 70,877      28%
====================================================================================================

         The Tax Reform Act of October 1994 in Puerto Rico repealed the reserve method of determining losses on loans, requiring taxpayers to use the direct charge-off method and recapture the reserve balance at December 31, 1995 into income for tax purposes over a four-year period. As a result of this change, the Corporation is required to pay $15,247,000 in 1999. In 1996, 1997 and 1998, the Corporation paid $14,763,000, $14,994,000, and $15,247,000, respectively, related to the afore-mentioned recapture. A deferred tax asset is recognized for the difference between the tax and accounting bases of the allowance for loan losses.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their bases. Significant components of the Corporation's deferred tax assets and liabilities at December 31, were as follows:

                                                 1998           1997
--------------------------------------------------------------------------------
                                                    (In thousands)
Deferred tax assets:
Alternative minimum tax credits
  available for carryforward and
  other credits                                $ 20,176      $ 22,353
Net operating loss carryforward available         5,939         7,262
Postretirement and pension benefits              30,725        28,835
Allowance for loan losses                        75,365        50,203
Other temporary differences                      14,157        15,427
--------------------------------------------------------------------------------
  Total gross deferred tax assets               146,362       124,080
--------------------------------------------------------------------------------
Deferred tax liabilities:
Differences between the assigned
  values and the tax bases of assets
  and liabilities recognized in purchase
  business combinations                           9,514        11,893
Unrealized gain on securities
  available-for-sale                             25,101        11,180
Other temporary differences                       7,709        11,819
--------------------------------------------------------------------------------
  Total gross deferred tax liabilities           42,324        34,892
--------------------------------------------------------------------------------
Valuation allowance                               3,170         5,922
--------------------------------------------------------------------------------
  Net deferred tax asset                       $100,868      $ 83,266
================================================================================

         At December 31, 1998, the Corporation had $20,176,000 in credits expiring in annual installments through year 2014 that will reduce the regular income tax liability in future years. The Corporation had, at the end of 1998, $16,967,000 in net operating losses (NOL) available to carry over to offset taxable income in future years until year 2013. Other temporary differences included as deferred assets are mainly related to the deferral of loan origination costs and commissions.

         A valuation allowance of $3,170,000 is reflected in 1998 (1997 - $5,922,000), related to deferred tax assets arising from NOL carryforwards and temporary differences for which the Corporation could not determine the likelihood of its realizability. Based on the information available, the Corporation expects to fully realize all other items comprising the net deferred tax asset as of December 31, 1998.

         Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividend received deduction of 100%, on dividends received from "controlled" subsidiaries, subject to taxation in Puerto Rico.

         The Corporation has never received any dividend payments from its U.S. subsidiaries. Any such dividend paid from a U.S. subsidiary to the Corporation would be subject to a 30% withholding tax based on the provisions of the U.S. Internal Revenue Code. The Corporation has not recorded any deferred

Popular, Inc.

tax liability on the unremitted earnings of its U.S. subsidiaries because the reinvestment of such earnings is considered permanent. The Corporation believes that the likelihood of receiving dividend payments from any of its U.S. subsidiaries in the foreseeable future is remote, based on the significant expansion it is undertaking in the U.S. mainland.

   The Corporation's subsidiaries in the United States file a consolidated federal income tax return. The Corporation's federal income tax provision for 1998 was $5,054,000 (1997 - $9,583,000; 1996 - $12,281,000). The intercompany settlements of taxes paid is based on tax sharing agreements which generally allocates taxes to each entity based on a separate return basis.

NOTE 23 - OFF-BALANCE SHEET LENDING ACTIVITIES AND CONCENTRATION OF CREDIT RISK:

Off-balance sheet risk:
The Corporation is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments, letters of credit, and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of condition.

         The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual notional amounts of those instruments. The Corporation uses the same credit policies in making these commitments and conditional obligations as it does for those reflected on the statement of condition.

         Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

                                                1998              1997
--------------------------------------------------------------------------------
                                                    (In thousands)
Commitments to extend credit:
   Credit card lines                         $1,599,242      $  964,484
   Commercial lines of credit                 2,247,464       1,668,221
   Other unused commitments                     256,445          33,418
Commercial letters of credit                     21,232          16,352
Standby letters of credit                        86,075          56,244
Commitments to purchase mortgage loans           25,000          25,000
Commitments to originate mortgage loans          83,315


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

Other commitments:
In 1998, the Corporation entered into a commitment to purchase $25,000,000 of mortgage loans from another institution with the option of purchasing additional loans up to $175,000,000. The commitment expires on June 30, 2000. The purchased mortgage loans will continue to be serviced by the originating institution. As of December 31, 1998, no loans have been purchased under this agreement. In 1997, the Corporation entered into a similar agreement to purchase up to $150,000,000 in mortgage loans. The Corporation purchased the full amount permitted by this commitment before the end of 1998.

         Moreover, in 1998, the Corporation entered into a commitment with a third-party to originate $90,000,000 in thirty-

Popular, Inc.

year mortgages at an unsubsidized fixed rate of 6.50%. The commitment is for a period of 26 months, but may be extended for an additional ten-month period subject to certain conditions. The Corporation entered into certain transactions to hedge the interest rate risk exposure on this commitment. As of December 31, 1998, loans amounting to $6,685,000 have been originated under this agreement. Fees received and costs incurred in originating this commitment have been deferred and are being allocated to the loans originated and will be recognized when such loans are sold.

Geographic concentration:
A geographic concentration exists within the Corporation's loan portfolio since most of its business activity is with customers located in Puerto Rico. As of December 31, 1998, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. For further information on the asset composition of the Corporation by geographical area at December 31, 1998 and 1997, please refer to Note 27 on Segment Reporting.

         Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $5.0 billion and $3.8 billion in 1998 and 1997, respectively.

NOTE 24 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:
The information about the estimated fair values of financial instruments required by generally accepted accounting principles is presented hereunder including some items not recognized in the consolidated statements of condition.

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

         The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 1998 and 1997, respectively. In different interest rate environments, fair value results can differ significantly, especially for certain fixed rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Corporation's fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation's value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

         The estimated fair values of the Corporation's financial instruments, their carrying value and the methodologies used to estimate fair values are presented below.

Short-term financial instruments:
Short-term financial instruments, both assets and liabilities, have been valued at their carrying amounts as reflected in the Corporation's consolidated statements of condition. For these financial instruments, the carrying value approximates fair value because of the relatively short period of time between the origination of the instruments and their expected realization. Included in this category are: cash and due from banks, federal funds sold and securities and mortgages purchased under agreements to resell, time deposits with other banks, bankers' acceptances, customers' liabilities on acceptances, accrued interest receivable, securities sold under agreements to repurchase, acceptances outstanding and accrued interest payable.

Investment and trading securities:
Investment and trading securities are financial instruments which trade regularly on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes, where available, or quoted market prices of financial instruments with similar characteristics. The fair value of investment securities available-for-sale and trading securities equals their carrying value since they are marked-to-market for accounting purposes. These instruments are detailed in the consolidated statements of condition and in Notes 3, 4 and 25.

Loans held-for-sale:
Estimated fair value of loans held-for-sale as of December 31, 1998, was $662,709,000 (1997 - $265,421,000) based on secondary market prices.

Loans:
Estimated fair values have been determined for groups of loans with similar financial characteristics. Loans were segregated by type such as commercial, construction, residential mortgage, consumer and credit cards. Each loan category was further seg-

Popular, Inc.

mented based on collateral, interest repricing and accrual vs. non-accrual status. For variable rate loans with frequent repricing terms and no significant change in credit risk, fair values were based on carrying values.

         Commercial loans with fixed rates were segregated into commercial real estate, cash collateral and other. Consumer loans were segregated by type such as personal, auto, boat, student, credit cards, reserve lines and home equity loans. Personal loans were further subdivided in mortgage-guaranteed, cash collateral and unsecured. The fair values of fixed-rate commercial, construction and consumer loans were estimated by discounting scheduled cash flows using prevailing market rates for those loans. For non-accruing loans, the estimated fair values were based on the discounted value of estimated cash flows. For these loans, principal-only cash flows were adjusted to reflect projected charge-offs. Interest cash flows were determined based on historical collection experience. Residential mortgage loans were valued using quoted market prices, where available, and market prices of traded loans with similar credit ratings, interest rates and maturity dates adjusted for estimated prepayments. Generally accepted accounting principles do not require, nor has the Corporation performed, a fair valuation of its lease financing portfolio. Therefore, for presentation purposes only, leases are shown below with fair value equal to its carrying value.

                                      1998                             1997
------------------------------------------------------------------------------------------
                                            Estimated                         Estimated
                           Carrying           fair           Carrying           fair
                             value            value            value            value
------------------------------------------------------------------------------------------
                                              (In thousands)
Commercial               $ 5,646,027      $ 5,679,439      $ 4,637,409      $ 4,646,199
Construction                 257,786          256,089          250,111          248,953
Lease financing              645,280          645,280          581,927          581,927
Mortgage                   2,707,589        2,763,034        2,568,692        2,614,296
Consumer (including
  credit cards)            3,177,954        3,296,252        3,073,264        3,013,351
Less:  Allowance
  for loan losses            267,249                           211,651
------------------------------------------------------------------------------------------
                         $12,167,387      $12,640,094      $10,899,752      $11,104,726
==========================================================================================


Deposits:
The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW and money market accounts, which at December 31, 1998 and 1997, comprised 66% and 64%, respectively, of the Corporation's total deposits, is equal to the amount payable on demand as of the respective dates. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates offered at December 31, 1998 and 1997, respectively, for deposits with similar remaining maturities.


                                      1998                             1997
----------------------------------------------------------------------------------------------
                                                Estimated                         Estimated
                               Carrying           fair           Carrying           fair
                                 value            value            value            value
----------------------------------------------------------------------------------------------
                                                 (In thousands)
Non-interest bearing
  deposits                   $ 3,176,309      $ 3,176,309      $ 2,546,836      $ 2,546,836
Savings accounts               4,107,990        4,107,990        3,584,963        3,584,963
NOW and money market
  accounts                     1,678,033        1,678,033        1,357,519        1,357,519
Certificates of deposit        4,709,882        4,705,939        4,260,268        4,310,289
----------------------------------------------------------------------------------------------
                             $13,672,214      $13,668,271      $11,749,586      $11,799,607
==============================================================================================

Borrowings and long-term debt:
Borrowings and long-term debt, which include other short-term borrowings, notes payable, senior debentures, subordinated notes and capital securities, were valued using quoted market rates for similar instruments at December 31, 1998 and 1997, respectively. Included within other short-term borrowings at December 31, 1998, were $342,232,000 (1997 - $183,999,000) in commercial paper issued by the Corporation which has been valued at its carrying amount because of the relatively short period of time between its origination and maturity.

                                      1998                             1997
----------------------------------------------------------------------------------------------
                                              Estimated                         Estimated
                            Carrying            fair           Carrying            fair
                              value             value            value             value
----------------------------------------------------------------------------------------------
                                                 (In thousands)
Other short-term
  borrowings                $1,639,082        $1,640,048       $1,287,435       $1,287,306
Notes payable                1,307,160         1,315,833        1,403,696        1,413,748
Subordinated notes             125,000           126,538          125,000          126,132
Capital securities             150,000           149,115          150,000          158,481

Commitments to extend credit and standby letters of credit:
Commitments to extend credit were fair valued using the fees currently charged to enter into similar agreements. For those commitments where a future stream of fees is charged, the fair value was estimated by discounting the projected cash flows of fees on commitments which are expected to be disbursed, based on historical experience. The fair value of letters of credit is based on fees currently charged on similar agreements. At December 31, 1998, the Corporation had $4,103,151,000 and $107,307,000 in commitments to extend credit and letters of credit, respectively (1997 - $2,666,123,000 and $72,596,000). The estimated fair value of these financial instruments with no carrying value was $7,878,000 (1997 - $8,577,000).

Popular, Inc.

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

         In managing its market risk the Corporation enters, to a limited extent, into certain derivative instruments that expose it to credit risk, which represent the risk that the counterparties might default on their obligations. To manage the level of credit risk the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Concentrations of credit risk which arise through the Corporation's off-balance sheet lending activities are presented in Note 23.

         The following table indicates the types of derivative financial instruments the Corporation held at December 31. The credit exposure is represented by the fair value of the instruments with a positive market value. The table should be read in conjunction with the descriptions of these products and the Corporation's objectives for holding them which immediately follows.

                                             1998                                     1997
--------------------------------------------------------------------------------------------------------------
                                           Average                                   Average
                             Notional      for the        Fair         Notional      for the        Fair
                              amount         year         value         amount         year         value
--------------------------------------------------------------------------------------------------------------
                                             (In thousands)
Interest rate swaps:
 Pay floating/receive
  fixed                      $ 15,000      $ 15,000      $   477       $ 15,000      $ 20,181      $   108
 Pay fixed/receive
  floating                    190,000       206,042       (2,732)       215,000       167,180       (1,678)
Interest rate swaptions        62,163        55,668       38,495         32,271        29,360       23,277
Interest rate futures                       125,065                                    28,357
Interest rate options          61,753        65,835          584         60,917       238,830          533
Interest rate caps              3,500         3,500           22          3,413         1,351           41
Interest rate floors            3,500         3,500          (91)         3,413         1,351          (46)
Foreign exchange
 contracts                        120           877                       1,234         1,047
Securities sold not yet
 purchased                                    4,649


Interest rate swaps:
Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. Net interest settlements on interest rate swaps are recorded as an adjustment to interest income or interest expense of the hedged item.

                                                            1998                1997
------------------------------------------------------------------------------------------
                                                             (Dollars in thousands)
Activity of interest rate swaps hedges for the year:

  Beginning balance                                       $230,000           $140,000
  New swaps                                                                   170,000
  Matured swaps                                            (25,000)           (80,000)
------------------------------------------------------------------------------------------
  Ending balance                                          $205,000           $230,000
==========================================================================================
Pay floating/receive fixed:

  Weighted average receive rate at December 31                6.42%              6.42%
  Weighted average pay rate at December 31                    5.06               5.94
Pay fixed/receive floating:

  Weighted average receive rate at December 31                5.23%              5.88%
  Weighted average pay rate at December 31                    6.32               6.24

         The agreements were entered into to change the Corporation's interest rate exposure and they end at the time the related obligation matures. The variable rates are based on the three-month and six-month LIBOR rates. Nonperformance by any of the counterparties on this agreement will expose the Corporation to an interest rate risk.

Interest rate swaptions:
The Corporation enters into options on swaps ("swaption") derivative securities, which combine the characteristics of interest rate swaps and options, for hedging purposes. BPPR issues certificates of deposit with returns linked to the Standard and Poor's 500 index (the index). In order to hedge the cost of these certificates, positions in swaptions are assumed. These swaptions earn a return to the Corporation equal to the appreciation in the index throughout the life of the certificate of deposit issued. In exchange, the Corporation pays the counterparty a fixed rate of interest.

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

Interest rate options, caps and floors:
Interest rate options are contracts that grant the purchaser, for a premium payment, the right to either purchase from or sell to the writer of the option a financial instrument at a specified price within a specified period of time or on a specified date. Interest rate caps and floors are option-like contracts that require the writer to pay the purchaser at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional principal amount. The option writer receives a premium for bearing the risk of unfavorable interest rate changes.

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

         Open positions on securities sold short for trading purposes are usually closed at each month-end. The volume of such transactions is not significant.

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

         At December 31, 1998 and 1997, the Corporation held no futures or options contracts written for trading purposes. The following table indicates the fair value and net gains (losses) of derivatives financial instruments held for trading purposes.

                                                    Fair Value
------------------------------------------------------------------------------------
                       At December 31, 1998     Average for the period   Net gains
                       Assets    Liabilities    Assets     Liabilities   (losses)
------------------------------------------------------------------------------------
                                            (In thousands)
Futures contracts        $0          $0           $0           $38         $150

                                                    Fair Value
------------------------------------------------------------------------------------
                       At December 31, 1998     Average for the period   Net gains
                       Assets    Liabilities    Assets     Liabilities   (losses)
------------------------------------------------------------------------------------
                                            (In thousands)
Futures contracts        $0          $0           $0            $ 1        $(23)
Options                   0           0            0             11         (41)

         The Corporation's credit exposure from off-balance sheet derivative financial instruments held or issued for trading purposes is represented by the fair value of the instruments with a positive fair value at that date.

NOTE 26 - SUPPLEMENTAL DISCLOSURE ON THE CONSOLIDATED STATEMENTS OF CASH FLOWS:
During the year ended December 31, 1998, the Corporation paid interest and income taxes amounting to $768,415,000 and $93,850,000, respectively (1997 - $703,553,000 and $88,752,000; 1996 - $579,733,000 and $76,324,000). In addition, loans transferred to other real estate and other property for the year ended December 31, 1998, amounted to $27,978,000 and $26,775,000, respectively (1997 -
$23,152,000 and $24,968,000).

Popular, Inc.

NOTE 27 - SEGMENT REPORTING

Popular, Inc. operates three major reportable segments: commercial banking, mortgage and consumer finance, and lease financing. Management has determined its reportable segments based on legal entity, which is the way that operating decisions and performance is measured. These entities have then been aggregated by products, services and markets with similar characteristics.

         The Corporation's commercial banking segment includes all banking subsidiaries engaged in business in Puerto Rico and U.S., which provide individuals, corporations and institutions with commercial and retail banking services, including loans and deposits, trust, mortgage banking and servicing, asset management, credit cards and other financial services. These services are offered through a delivery system of 318 branches throughout Puerto Rico, U.S. and British Virgin Islands, New York, Illinois, California, Florida, Texas and New Jersey.

         The Corporation's mortgage and consumer finance segment includes those non-banking subsidiaries whose principal activity is originating mortgage and consumer loans such as Popular Mortgage, Popular Finance and Equity One. The services of Popular Mortgage and Popular Finance are furnished through 59 offices in Puerto Rico while those of Equity One are provided in 128 offices throughout 36 states.

         The Corporation's lease financing segment provides financing for vehicles and equipment through 10 offices of Popular Leasing and Rental, Inc. in Puerto Rico and 8 offices of Popular Leasing, USA in eight states. The "Other" category includes all holding companies and non-banking subsidiaries which provide investment banking and broker/dealer activities, as well as those providing ATM processing services and retail financial services. It also includes the banking operations of Banco Fiduciario in the Dominican Republic.

         The accounting policies of the segments are the same as those described in the summary of accounting policies. Following are the results of operations and selected financial information by operating segment for each of the three years ended December 31:

---------------------------------------------------------------------------------------------------------------------------------
                                               Mortgage and
                                Commercial       consumer         Lease                          Elimina-
                                 banking          finance       financing          Other           tions             Total
---------------------------------------------------------------------------------------------------------------------------------
 (In thousands)                                                             1998
Net interest income            $   751,126      $   83,940      $ 40,180      $   (2,163)      $       (71)      $   873,012
Provision for loan losses          104,374          21,480        11,250             109                             137,213
Other income                       215,021          31,944        18,828          26,915            (1,462)          291,246
Intangibles amortization            25,602             890         1,237             131                              27,860
Depreciation expense                51,830           1,428         8,590             801                              62,649
Other operating expenses           532,015          55,798        21,668          20,527              (491)          629,517
Income tax                          53,464          13,964         6,258             972                13            74,671
---------------------------------------------------------------------------------------------------------------------------------
  Net income                   $   198,862      $   22,324      $ 10,005      $    2,212       $    (1,055)      $   232,348
=================================================================================================================================
  Segment assets               $19,973,005      $1,830,134      $678,878      $5,269,381       $(4,591,041)      $23,160,357
=================================================================================================================================

                                                                            1997
---------------------------------------------------------------------------------------------------------------------------------
Net interest income            $   668,230      $   76,449      $ 36,648      $    2,628                         $   783,955
Provision for loan losses           82,095          18,866         9,646                                             110,607
Other income                       201,752          23,741        16,985           5,354              (234)          247,598
Intangibles amortization            20,715           1,001         1,280            (122)                             22,874
Depreciation expense                43,898           1,121         8,078           1,426                              54,523
Operating expenses                 492,009          41,156        20,819           5,959              (420)          559,523
Income tax                          55,104          15,067         5,160            (942)               72            74,461
---------------------------------------------------------------------------------------------------------------------------------
  Net income                   $   176,161      $   22,979      $  8,650      $    1,661       $       114       $   209,565
=================================================================================================================================
  Segment assets               $16,759,606      $1,519,739      $625,436      $3,981,062       $(3,585,336)      $19,300,507
=================================================================================================================================

                                                                            1996
---------------------------------------------------------------------------------------------------------------------------------
Net interest income            $   577,541      $   62,147      $ 30,588      $   11,037                         $   681,313
Provision for loan losses           63,271          16,085         9,483                                              88,839
Other income                       165,034          15,335        16,690           8,732              (319)          205,472
Intangibles amortization            15,665           1,231         1,280            (122)                             18,054
Depreciation expense                38,725             869         7,250           1,637                              48,481
Operating expenses                 421,219          31,967        18,518           4,203              (523)          475,384
Income tax                          51,346          11,020         3,970           4,461                80            70,877
---------------------------------------------------------------------------------------------------------------------------------
  Net income                   $   152,349      $   16,310      $  6,777      $    9,590       $       124       $   185,150
=================================================================================================================================
  Segment assets               $14,260,989      $1,343,378      $566,200      $3,368,033       $(2,774,497)      $16,764,103
=================================================================================================================================

Geographic Information

                                                   1998                          1997                          1996
---------------------------------------------------------------------------------------------------------------------------------
                                               (In thousands)
Revenues(*):
Puerto Rico                                    $1,419,371                    $1,297,532                    $1,107,679
United States                                     462,582                       390,759                       316,694
Other                                              60,996                        50,610                        53,952
---------------------------------------------------------------------------------------------------------------------------------
Total consolidated revenues                    $1,942,949                    $1,738,901                    $1,478,325
=================================================================================================================================
(*) Total revenues include interest income, service charges on deposit accounts, other service fees, gain on sale of securities, trading account profit, and other income.
---------------------------------------------------------------------------------------------------------------------------------

                                                 1998                 1997                1996
-------------------------------------------------------------------------------------------------------
Selected Balance Sheet Information:
Puerto Rico
  Total assets                               $16,517,161          $14,301,572          $12,498,375
  Loans                                        7,895,689            7,322,109            6,314,797
  Deposits                                     9,444,199            8,581,277            8,119,424
United States
  Total assets                               $ 5,660,628          $ 4,503,956          $ 3,644,287
  Loans                                        4,556,060            3,686,538            3,053,796
  Deposits                                     3,410,808            2,714,282            2,177,534
Other
  Total assets                               $   982,568          $   494,979          $   621,441
  Loans                                          627,046              367,960              410,436
  Deposits                                       817,207              454,027              466,317


NOTE 28 - CONTINGENT LIABILITIES:

The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation's financial position or results of operations.

NOTE 29- POPULAR, INC. (HOLDING COMPANY ONLY) FINANCIAL INFORMATION:
The following condensed financial information presents the financial position of the Holding Company only as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998.

                            STATEMENTS OF CONDITION

                                                                    December 31,
-------------------------------------------------------------------------------------------
                                                              1998               1997
-------------------------------------------------------------------------------------------
                                                                  (In thousands)
ASSETS
Cash                                                      $      524          $      378
Money market investments                                       3,700
Investment securities available-for-sale,
  at market value                                            107,175              88,371
Investment in BPPR, at equity                              1,438,766           1,255,880
Investment in Banco Popular, Illinois, at equity             132,465             128,089
Investment in Banco Popular, FSB, at equity                  165,838             148,038
Investment in Banco Popular, N.A. (California),
  at equity                                                   15,597              14,187
Investment in Gore-Bronson Banks, at equity                   61,017
Investment in First State Bank of Southern
  California, at equity                                       35,714
Investment in other subsidiaries, at equity                   33,160              26,933
Advances to subsidiaries                                     769,406             691,706
Other assets                                                   3,813               3,683
-------------------------------------------------------------------------------------------
  Total assets                                            $2,767,175          $2,357,265
===========================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Securities sold under agreements to repurchase            $   51,438          $   51,775
Commercial paper                                             164,515              98,099
Other short-term borrowings                                  247,072              90,875
Notes payable                                                436,877             466,088
Accrued expenses and other liabilities                        33,160              22,336
Subordinated notes                                           125,000             125,000
Stockholders' equity                                       1,709,113           1,503,092
-------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity              $2,767,175          $2,357,265
===========================================================================================


                              STATEMENTS OF INCOME

                                                       Year ended December 31,
-------------------------------------------------------------------------------------------
                                             1998              1997               1996
-------------------------------------------------------------------------------------------
                                       (In thousands)
Income:
  Dividends from subsidiaries             $ 70,925          $  53,000           $ 42,608
  Interest on money market and
    investment securities                    5,052              5,355              4,828
  Other operating income                     4,674                496              2,394
  Interest on advances to
    subsidiaries                            49,564             45,434             42,047
-------------------------------------------------------------------------------------------
  Total income                             130,215            104,285             91,877
-------------------------------------------------------------------------------------------
Expenses:
  Interest expense                          58,747             53,182             42,761
  Operating expenses                         1,133              1,494              1,698
-------------------------------------------------------------------------------------------
  Total expenses                            59,880             54,676             44,459
-------------------------------------------------------------------------------------------
Income before income taxes
  and equity in undistributed
  earnings of subsidiaries                  70,335             49,609             47,418
Income taxes                                    32             (1,573)             1,109
-------------------------------------------------------------------------------------------
Income before equity in
  undistributed earnings of
  subsidiaries                              70,303             51,182             46,309
Equity in undistributed earnings
  of subsidiaries                          162,045            158,383            138,841
-------------------------------------------------------------------------------------------
Net income                                $232,348          $ 209,565           $185,150
===========================================================================================

POPULAR, INC.

                            STATEMENTS OF CASH FLOWS


                                                       Year ended December 31,
---------------------------------------------------------------------------------------
                                                  1998           1997           1996
---------------------------------------------------------------------------------------
                                                            (In thousands)
Cash flows from operating activities:
 Net income                                   $ 232,348       $ 209,565       $ 185,150
---------------------------------------------------------------------------------------
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Equity in undistributed earnings
   of subsidiaries                             (162,045)       (158,383)       (138,841)
  Depreciation of premises and
   equipment                                                      1,345           1,621
  Loss on disposition of premises and
   equipment                                                      3,295
  Gain on sale of investment securities
   available-for-sale                            (4,303)           (824)
  Amortization of premiums and
   accretion of discounts on investments             25              20              22
  Net increase in other assets                     (130)           (335)           (914)
  Net decrease in current taxes                  (1,018)            (86)         (3,182)
  Net increase (decrease) in interest
   payable                                        2,376          (4,199)
  Net increase (decrease) in other
   liabilities                                      419          (2,190)          4,554
---------------------------------------------------------------------------------------
  Total adjustments                            (164,676)       (161,357)       (136,740)
---------------------------------------------------------------------------------------
  Net cash provided by operating
   activities                                    67,672          48,208          48,410
---------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net (increase) decrease in money
   market investments                            (3,700)         55,024         (47,564)
  Purchases of investment securities
   available-for-sale                            (7,362)         (5,560)         (1,538)
  Maturities of investment securities
   available-for-sale                             5,000             682             883
  Sales of investment securities
   available-for-sale                             7,700           2,365
  Capital contribution to subsidiaries         (119,941)        (58,500)        (30,000)
  Distribution from subsidiary                                                      392
  Advances to subsidiaries                      (77,700)        (57,449)       (100,940)
  Acquisition of premises and equipment                             (15)             (3)
  Proceeds from sale of premises and
   equipment                                                     34,551
---------------------------------------------------------------------------------------
  Net cash used in investing
   activities                                  (196,003)        (28,902)       (178,770)
---------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net decrease in securities sold under
   agreements to repurchase                        (337)           (309)           (191)
  Net increase (decrease) in commercial
   paper                                         66,416         (66,280)        (10,349)
  Net increase (decrease) in other
   short-term borrowings                        156,197         (61,126)         30,600
  Net (decrease) increase in notes
   payable                                      (29,211)        232,550         158,039
  Payment of senior debentures                                  (30,000)
  Cash dividends paid                           (72,021)        (59,037)        (51,896)
  Proceeds from issuance of
   common stock                                   7,433           4,642           4,135
  Treasury stock acquired                                       (39,559)
---------------------------------------------------------------------------------------
 Net cash provided by (used in)
  financing activities                          128,477         (19,119)        130,338
---------------------------------------------------------------------------------------
Net increase (decrease) in cash                     146             187             (22)
Cash at beginning of period                         378             191             213
---------------------------------------------------------------------------------------
Cash at end of period                         $     524       $     378       $     191
=======================================================================================



   The principal source of income for the Holding Company consists of dividends from BPPR. As a member subject to the regulations of the Federal Reserve Board, BPPR must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its net profits for that year, as defined by the Federal Reserve Board, combined with its retained net profits for the preceding two years. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 18.

NOTE 30 - POPULAR INTERNATIONAL BANK, INC. (A SUBSIDIARY OF POPULAR, INC.) FINANCIAL INFORMATION: The following summarized financial information presents the consolidated financial position of Popular International Bank, Inc. and its subsidiaries as of November 30, 1998 and 1997, and the results of their operations, cash flows and changes in stockholder's equity for each of the three years in the period ended November 30, 1998. Popular International Bank, Inc. is the holding company of Popular North America, Inc., including Banco Popular North America and its wholly-owned subsidiary Popular Cash Express, Inc., Banco Popular, Illinois, GoreBronson Bancorp, Inc., Banco Popular, N.A. (Texas), Banco Popular, N.A. (California), First State Bank of Southern California, Banco Popular, N.A. (Florida) and Banco Popular, FSB (second-tier subsidiaries) and its wholly-owned subsidiary Equity One, Inc.

           STATEMENTS OF CONDITION



                                                                         November 30,
-------------------------------------------------------------------------------------------
                                                                   1998            1997
-------------------------------------------------------------------------------------------
                                                                        (In thousands)

ASSETS
 Cash                                                           $   241,706     $    70,315
 Money market investments                                           137,196          36,126
 Investment securities available-for-sale,
   at market value                                                  281,638         323,152
 Investment securities held-to-maturity, at cost                     21,007          18,054
 Loans held-for-sale                                                227,639          50,886
 Loans                                                            3,127,864       2,127,817
   Less: Unearned income                                             70,434          55,295
   Allowance for loan losses                                         65,859          30,907
-------------------------------------------------------------------------------------------
                                                                  2,991,571       2,041,615
-------------------------------------------------------------------------------------------
Other assets                                                        212,583          93,120
Intangible assets                                                   142,988          82,726
-------------------------------------------------------------------------------------------
 Total assets                                                   $ 4,256,328     $ 2,715,994
===========================================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
 Deposits:
 Non-interest bearing                                           $   377,138     $   211,396
 Interest bearing                                                 1,708,774       1,003,792
-------------------------------------------------------------------------------------------
                                                                  2,085,912       1,215,188
-------------------------------------------------------------------------------------------
 Federal funds purchased and securities
   sold under agreements to repurchase                              405,810          24,288
 Other short-term borrowings, consisting of
   $368,208 in term notes (1997 - $269,732),
   and a revolving credit facility with an affiliate
   of $60,000 (1997 - $10,000)                                      428,208         279,732
 Notes payable (Note 12)                                            663,540         704,507
 Other liabilities                                                   80,585          52,473
 Preferred beneficial interest in Popular
   North America's junior subordinated
   deferrable interest debentures guaranteed
   by the Corporation                                               150,000         150,000
 Minority interest in consolidated subsidiary                        27,591
 Stockholder's equity                                               414,682         289,806
-------------------------------------------------------------------------------------------
 Total liabilities and  stockholder's equity                    $ 4,256,328     $ 2,715,994
===========================================================================================


                              STATEMENTS OF INCOME


                                                    Year ended November 30,
---------------------------------------------------------------------------------
                                            1998             1997          1996
---------------------------------------------------------------------------------
                                                       (In thousands)

Interest and fees:
 Loans                                   $ 252,615        $ 192,202     $ 136,824
 Money market, trading
  and investment securities                 22,223           24,658        16,188
---------------------------------------------------------------------------------
                                           274,838          216,860       153,012
---------------------------------------------------------------------------------
Interest expense:
 Deposits                                   57,584           35,972        24,000
 Short-term borrowings                      28,701           23,092        22,572
 Long-term borrowings                       60,723           55,603        35,265
---------------------------------------------------------------------------------
                                           147,008          114,667        81,837
---------------------------------------------------------------------------------
Net interest income                        127,830          102,193        71,175
Provision for loan losses                   21,611           17,041        14,299
---------------------------------------------------------------------------------
Net interest income after
 provision for loan losses                 106,219           85,152        56,876
Service charges on deposit accounts         10,211            5,588         2,735
Other service fees                          17,917            8,159         4,663
Gain on sale of securities                   2,754              339         7,026
Trading account loss                          (206)
Other operating income                      20,239           11,817         5,342
---------------------------------------------------------------------------------
                                           157,134          111,055        76,642
---------------------------------------------------------------------------------
Operating expenses                         145,023           85,031        46,509
---------------------------------------------------------------------------------
Net loss of minority interest                  328
---------------------------------------------------------------------------------
Income before income tax                    12,439           26,024        30,133
Income tax                                   6,990           11,192        12,978
---------------------------------------------------------------------------------
Net income                               $   5,449        $  14,832     $  17,155
=================================================================================

POPULAR, INC.

                            STATEMENTS OF CASH FLOWS


                                                                 Year ended November 30,
--------------------------------------------------------------------------------------------------
                                                          1998              1997            1996
--------------------------------------------------------------------------------------------------
                                                                      (In thousands)

Cash flows from operating activities:
 Net income                                            $   5,449         $  14,832       $  17,155
--------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to cash
  provided by (used in) operating activities:
  Depreciation and amortization of premises
    and equipment                                          6,470             3,136           1,833
  Provision for loan losses                               21,611            17,041          14,299
  Amortization of intangibles                              8,756             5,850           3,460
  Amortization of deferred loan fees and costs            (1,109)           (1,529)         (1,922)
  Amortization of premiums and accretion of
    discounts on investments                                 270             1,271             267
  Increase in loans held-for-sale                       (176,753)           (2,817)        (24,513)
  Gain on sale of investment securities
    available-for-sale                                    (2,754)             (339)         (7,026)
  Gain on disposition of premises and
    equipment                                                (27)             (655)
  Gain on sale of loans                                  (14,828)          (10,133)         (8,049)
  Net increase in interest receivable                     (8,873)           (5,395)         (1,286)
  Net increase in other assets                           (11,141)           (5,312)         (1,915)
  Net increase in interest payable                         1,121             5,008
  Net increase (decrease) in current and
     deferred taxes                                          870            (3,556)         (1,942)
  Net (decrease) increase in other liabilities              (622)           (1,884)          5,392
--------------------------------------------------------------------------------------------------
  Total adjustments                                     (177,009)              686         (21,402)
--------------------------------------------------------------------------------------------------
 Net cash (used in) provided by
  operating activities                                  (171,560)           15,518          (4,247)
--------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net decrease (increase) in money market
    investments                                            6,012            24,058         (15,676)
  Purchases of investment securities held-
    to-maturity                                           (7,852)             (270)         (6,214)
  Purchases of investment securities
    available-for-sale                                  (798,676)         (526,337)        (71,955)
  Maturities of investment securities held-
    to-maturity                                            4,372             2,750
  Sale of investment securities available
    for-sale                                             126,659           506,365          61,205
  Maturities of investment securities
    available-for-sale                                   798,667            70,092          98,011
  Net disbursements on loans                          (1,009,462)         (539,951)       (574,754)
  Proceeds from sale of loans                            587,005           294,001         285,771
  Acquisition of loan portfolios                          (5,228)          (10,853)
  Assets acquired, net of cash                           (17,168)          (36,734)         (2,656)
  Acquisition of premises and equipment                  (23,541)          (17,974)         (4,794)
  Proceeds from sales of premises and
    equipment                                              1,178             5,857
--------------------------------------------------------------------------------------------------
  Net cash used in investing activities                 (338,034)         (228,996)       (231,062)
--------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in deposits                               137,866            56,092          42,735
  Net deposits acquired                                   36,297
  Net increase (decrease) in federal funds
    purchased and securities sold under
    agreements to repurchase                             381,522              (169)          1,040
  Net increase  (decrease) in other short-
    term borrowings                                       92,110          (130,893)        222,514
  Proceeds from issuance of notes payable                 94,425           964,931          30,024
  Payments of notes payable                             (181,176)         (845,840)        (84,885)
  Proceeds from issuance of Capital Securities                             150,000
  Proceeds from issuance of common stock                                       462             150
  Capital contribution from Parent company               119,941            58,039          29,850
--------------------------------------------------------------------------------------------------
  Net cash provided by financing activities              680,985           252,622         241,428
--------------------------------------------------------------------------------------------------
Net increase in cash and due from banks                  171,391            39,144           6,119
Cash and due from banks at beginning of year              70,315            31,171          25,052
--------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                 $ 241,706         $  70,315       $  31,171
==================================================================================================



                            STATEMENTS OF CHANGES IN
                              STOCKHOLDER'S EQUITY


                                                             Year ended November 30,
-------------------------------------------------------------------------------------------
                                                        1998           1997         1996
-------------------------------------------------------------------------------------------
                                                                 (In thousands)
Preferred Stock:
Par value $25; authorized 25,000,000
  shares, none issued
Common Stock:
Par value $5; authorized 1,000,000
  shares, 792,300 shares issued and
  outstanding (1997 - 792,300;
  1996 - 700,000)
Balance at beginning of the period                  $   3,962       $   3,500     $   3,350
  Issuance of common stock                                                462           150
-------------------------------------------------------------------------------------------
  Balance at end of the period                          3,962           3,962         3,500
-------------------------------------------------------------------------------------------
Additional paid-in capital:
  Balance at beginning of the period                  224,864         132,964       103,114
  Capital contribution from Parent
    company                                           119,941          91,900        29,850
-------------------------------------------------------------------------------------------
  Balance at end of the period                        344,805         224,864       132,964
-------------------------------------------------------------------------------------------
Retained earnings:
  Balance at beginning of the period                   59,221          44,389        27,234
  Net income                                            5,449          14,832        17,155
-------------------------------------------------------------------------------------------
  Balance at end of the period                         64,670          59,221        44,389
-------------------------------------------------------------------------------------------
Accumulated other comprehensive
  income:
  Balance at beginning of the period                    1,759             686         5,437
  Other comprehensive (loss) income                      (514)          1,073        (4,751)
-------------------------------------------------------------------------------------------
  Balance at end of period                              1,245           1,759           686
-------------------------------------------------------------------------------------------
Total stockholder's equity                          $ 414,682       $ 289,806     $ 181,539
===========================================================================================



                       STATEMENTS OF COMPREHENSIVE INCOME



                                                           Year ended November 30,
-----------------------------------------------------------------------------------------
                                                       1998          1997          1996
-----------------------------------------------------------------------------------------
Net income                                           $ 5,449       $ 14,832      $ 17,155
Other comprehensive income:
    Unrealized gains (losses) on securities:
      Unrealized holding gains (losses)
       arising during the period, net of tax           1,464          1,278          (188)
      Less: Reclassification adjustment for
       gains included in net income, net of tax        1,763            205         4,563
    Foreign currency translation adjustment             (215)
-----------------------------------------------------------------------------------------
Other comprehensive (loss) income                       (514)         1,073        (4,751)
-----------------------------------------------------------------------------------------
Comprehensive income                                 $ 4,935       $ 15,905      $ 12,404
=========================================================================================

NOTE 31 - POPULAR NORTH AMERICA, INC. (A SECOND - TIER
SUBSIDIARY OF POPULAR, INC.) FINANCIAL INFORMATION:
The following summarized financial information presents the con-solidated financial position of Popular North America, Inc. and its subsidiaries, Banco Popular North America and its wholly-owned subsidiary Banco Popular, Illinois, Gore-Bronson Bancorp, Inc., Banco Popular, N.A. (Florida), Banco Popular, FSB, includ-ing its wholly-owned subsidiary Equity One, Inc., Banco Popular N.A. (California), First State Bank of Southern California, Banco Popular N.A. (Texas) and Popular Cash Express, Inc. (second tier subsidiaries) as of November 30, 1998 and 1997, and the results of their operations, cash flows and changes in stockholder's equity for each of the three years in the period ended November 30, 1998.


                            STATEMENTS OF CONDITION


                                                                 November 30,
--------------------------------------------------------------------------------------
                                                           1998                1997
--------------------------------------------------------------------------------------
                                                                (In thousands)
ASSETS
Cash and due from banks                                $   140,087         $    70,207
Money market investments                                    88,511              33,709
Investment securities available-for-sale,
 at market value                                           272,712             323,090
Investment securities held-to-maturity, at cost             21,008              18,054
Loans held-for-sale                                        227,639              50,886
Loans                                                    2,866,764           2,127,817
 Less: Unearned income                                      70,434              55,295
 Allowance for loan losses                                  40,415              30,907
--------------------------------------------------------------------------------------
                                                         2,755,915           2,041,615
--------------------------------------------------------------------------------------
Other assets                                               131,652              90,304
Intangible assets                                          135,909              82,725
--------------------------------------------------------------------------------------
 Total assets                                          $ 3,773,433         $ 2,710,590
======================================================================================
LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits:
 Non-interest bearing                                  $   336,939         $   211,396
 Interest bearing                                        1,429,318           1,003,792
--------------------------------------------------------------------------------------
                                                         1,766,257           1,215,188
--------------------------------------------------------------------------------------
 Federal funds purchased and securities sold
  under agreements to repurchase                           405,810              24,288
 Other short-term borrowings, consisting of
  $324,733 term notes (1997 - $269,732) and a
  revolving credit facility with an affiliate of
  $60,000 (1997 - $10,000)                                 384,733             279,732
 Notes payable (Note 12)                                   624,194             704,507
 Other liabilities                                          61,485              52,190
 Preferred beneficial interest in
  Popular North America's junior subordinated
  deferrable interest debentures guaranteed
  by the Corporation                                       150,000             150,000
Stockholder's equity                                       380,954             284,685
--------------------------------------------------------------------------------------
  Total liabilities and stockholder's equity           $ 3,773,433         $ 2,710,590
======================================================================================




                              STATEMENTS OF INCOME

                                                  Year ended November 30,
-------------------------------------------------------------------------------
                                            1998           1997          1996
-------------------------------------------------------------------------------
                                                      (In thousands)
Interest and fees:
  Loans                                  $ 243,662      $ 192,202     $ 136,824
  Money market and investment
    securities                              21,496         23,089        16,107
-------------------------------------------------------------------------------
                                           265,158        215,291       152,931
-------------------------------------------------------------------------------
Interest expense:
  Deposits                                  50,192         35,972        24,000
  Short-term borrowings                     27,556         23,091        22,572
  Long-term borrowings                      60,395         55,602        35,265
-------------------------------------------------------------------------------
                                           138,143        114,665        81,837
-------------------------------------------------------------------------------
Net interest income                        127,015        100,626        71,094
Provision for loan losses                   21,502         17,041        14,299
-------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                          105,513         83,585        56,795
Service charges on deposit accounts          9,407          5,588         2,735
Other service fees                          16,272          8,149         4,663
Gain on sale of securities                   2,775            308         7,026
Other operating income                      19,294         11,926         5,457
-------------------------------------------------------------------------------
                                           153,261        109,556        76,676
-------------------------------------------------------------------------------
Operating expenses                         139,557         84,512        46,600
-------------------------------------------------------------------------------
Income before tax                           13,704         25,044        30,076
Income tax                                   6,990         11,192        12,978
-------------------------------------------------------------------------------
Net income                               $   6,714      $  13,852     $  17,098
===============================================================================

POPULAR, INC.

                            STATEMENTS OF CASH FLOWS



                                                              Year ended November 30,
---------------------------------------------------------------------------------------------
                                                      1998             1997            1996
---------------------------------------------------------------------------------------------
                                                                  (In thousands)
Cash flows from operating activities:
 Net income                                       $     6,714       $  13,852       $  17,098
---------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to cash
 provided by (used in) operating activities:
   Depreciation and amortization
    of premises and equipment                           5,765           3,092           1,833
   Provision for loan losses                           21,502          17,041          14,299
   Amortization of intangibles                          8,691           5,850           3,460
   Amortization of deferred loan fees
    and costs                                          (1,109)         (1,529)         (1,922)
   Amortization of premiums and
    accretion of discounts on
    investments                                           269           1,271             267
   Increase in loans held-for-sale                   (176,753)         (2,817)        (24,513)
   Gain on sale of investment securities
    available-for-sale                                 (2,774)           (309)         (7,026)
   Gain on disposition of premises
    and equipment                                         (26)           (655)
   Gain on sale of loans                              (14,828)        (10,133)         (8,049)
   Net increase in interest receivable                 (4,396)         (5,395)         (1,286)
   Net decrease (increase) in
    other assets                                        4,426          (5,137)         (1,884)
   Net increase in interest payable                       897           5,001
   Net decrease in current and
    deferred taxes                                     (2,737)         (3,556)         (1,942)
   Net increase (decrease)
    in other liabilities                                  746            (788)          5,392
---------------------------------------------------------------------------------------------
   Total adjustments                                 (160,327)          1,936         (21,371)
---------------------------------------------------------------------------------------------
   Net cash (used in) provided by
    operating activities                             (153,613)         15,788          (4,273)
---------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Net  (increase) decrease in money
    market investments                                (32,925)         23,438         (13,912)
   Purchases of investment securities
    held-to-maturity                                   (7,852)           (270)         (6,214)
   Maturities of investment securities
    held-to-maturity                                    4,372           2,750
   Purchases of investment securities
    available-for-sale                               (792,418)       (526,272)        (71,888)
   Sale of investment securities
    available-for-sale                                126,659         506,255          61,205
   Maturities of investment securities
    available-for-sale                                798,667          70,092          98,011
   Net disbursements on loans                      (1,036,437)       (539,951)       (574,754)
   Proceeds from sale of loans                        587,005         294,001         285,771
   Acquisition of loan portfolios                      (5,228)        (10,853)
   Assets acquired, net of cash                       (68,406)        (36,734)         (2,656)
   Acquisition of premises and equipment              (21,672)        (16,542)         (4,794)
   Proceeds from sale of premises and
    equipment                                              29           5,695
---------------------------------------------------------------------------------------------
   Net cash used in investing activities             (448,206)       (228,391)       (229,231)
---------------------------------------------------------------------------------------------



                        STATEMENTS OF CASH FLOWS (cont.)


                                                              Year ended November 30,
---------------------------------------------------------------------------------------------
                                                      1998             1997            1996
---------------------------------------------------------------------------------------------
                                                                  (In thousands)
Cash flows from financing activities:
 Net increase in deposits                             137,775          56,344          42,735
 Net deposits acquired                                 36,297
 Net increase (decrease) in federal
  funds purchased  and securities
  sold under agreements to repurchase                 388,522            (169)          1,040
 Net increase  (decrease) in other
  short-term borrowings                               103,451        (130,892)        222,514
 Proceeds from issuance of notes
  payable                                              94,425         964,931          30,024
 Payments of notes payable                           (178,712)       (845,840)        (84,885)
 Proceeds from issuance of Capital
  securities                                                          150,000
 Capital contribution from Parent
  company                                              89,941          58,500          27,000
---------------------------------------------------------------------------------------------
 Net cash provided by  financing
  activities                                          671,699         252,874         238,428
---------------------------------------------------------------------------------------------
Net increase in cash and
  due from banks                                       69,880          40,271           4,924
Cash and due from banks at  beginning
  of period                                            70,207          29,936          25,012
---------------------------------------------------------------------------------------------
Cash and due from banks at end of
  period                                          $   140,087       $  70,207       $  29,936
=============================================================================================

                            STATEMENTS OF CHANGES IN
                              STOCKHOLDER'S EQUITY



                                                        Year ended November 30,
--------------------------------------------------------------------------------------
                                                1998             1997          1996
--------------------------------------------------------------------------------------
                                                            (In thousands)
Preferred Stock:
 Par value $0.10; authorized 10,000,000
 shares, none issued
Common Stock:
 Par value $1; authorized 10,000 shares,
  2,000 shares issued and outstanding
 Balance at beginning and end
  of the period                               $       2       $       2      $       2
--------------------------------------------------------------------------------------
Additional paid-in capital:
 Balance at beginning of the period             224,603         132,163        105,163
 Capital contribution from parent
  company                                        89,941          92,440         27,000
--------------------------------------------------------------------------------------
 Balance at end of the period                   314,544         224,603        132,163
--------------------------------------------------------------------------------------
Retained earnings:
 Balance at beginning of the period              58,329          44,477         27,379
 Net income                                       6,714          13,852         17,098
--------------------------------------------------------------------------------------
 Balance at end of the  period                   65,043          58,329         44,477
--------------------------------------------------------------------------------------
Accumulated other comprehensive
  income:
 Balance at beginning of the period               1,751             685          5,437
 Other comprehensive (loss) income                 (386)          1,066         (4,752)
--------------------------------------------------------------------------------------
 Balance at end of period                         1,365           1,751            685
--------------------------------------------------------------------------------------
  Total stockholder's equity                  $ 380,954       $ 284,685      $ 177,327
======================================================================================




                       STATEMENTS OF COMPREHENSIVE INCOME


                                                            Year ended November 30,
-----------------------------------------------------------------------------------------
                                                       1998          1997          1996
-----------------------------------------------------------------------------------------
Net income                                           $ 6,714       $ 13,852      $ 17,098
Other comprehensive income:
    Unrealized gains (losses) on securities:
      Unrealized holding gains (losses)
       arising during the period, net of tax           1,377          1,239          (188)
      Less: Reclassification adjustment for
       gains included in net income, net of tax        1,763            173         4,564
-----------------------------------------------------------------------------------------
Other comprehensive (loss) income                       (386)         1,066        (4,752)
-----------------------------------------------------------------------------------------
Comprehensive income                                 $ 6,328       $ 14,918      $ 12,346
=========================================================================================

STOCKHOLDERS' INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS
PricewaterhouseCoopers

ANNUAL MEETING
The 1999 annual stockholders' meeting of Popular, Inc. will be held on Tuesday, April 27, at 10:00 a.m. at Centro Europa Building in San Juan, Puerto Rico.

Telephone: (787) 765-9800 ext. 5637
Fax: (787) 763-5972
E-mail: popular-stck-transfer@bppr.com

ADDITIONAL INFORMATION
Copies of the Annual Report to the Securities and Exchange Commission on Form 10-K and any other financial information may be obtained by writing to:

Amilcar L. Jordan
Senior Vice President
Banco Popular de Puerto Rico
PO Box 362708
San Juan, PR 00936-2708

DESIGN:
BD&E Inc., Pittsburgh, Pennsylvania

ILLUSTRATION:
Roxana Villa

PHOTOGRAPHY:
Tony Vera

PRINTING:
Hoechstetter Printing Company
Bowne of Atlanta, Inc.

                                     [LOGO]



PO Box 362708
San Juan, Puerto Rico 00936-2708