Form 10-K, Exhibit 13
period 1999-12-31
POPULAR INC
filed 2000-03-15
CIK 763901

                              [POPULAR, INC. LOGO]

                        [COMPUTERIZED ARTS GRAPHIC DESIGN]


                                    ACHIEVE
                                   EXCELLENCE




                                      1999
                                     ANNUAL
                                     REPORT

THE VALUES, THE VISION AND THE WILL
TO ACHIEVE EXCELLENCE

Popular, Inc., a bank holding company with $25.5 billion in assets, is a complete financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers full individual and commercial banking services through its principal subsidiary, Banco Popular, as well as investment banking, auto leasing, mortgage, personal loans, and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic financial services franchise, providing solutions to the fastest growing population segment in the country. The Corporation continues to use its technological expertise as a competitive advantage on its Caribbean and Latin American expansion, and is now exporting its 106 years of retail banking experience to the region. Popular, Inc. has always been committed to meeting the needs of individual and business clients through innovation and to fostering growth in the communities where it does business.

Popular, Inc. is focused on achieving excellence with employees, customers, shareholders and the communities it serves.


                           [INSTITUTIONAL FLOW CHART]

                           1999 FINANCIAL HIGHLIGHTS


FINANCIAL HIGHLIGHTS          1

OUR MARKETS                   2

OUR CREED, OUR PEOPLE         4

LETTER TO SHAREHOLDERS        5

OUR COMMUNITY                17

MANAGEMENT                   20

BOARDS OF DIRECTORS          22

FINANCIAL INFORMATION        23



                                    [GRAPH]

PROFILE OUR MARKETS

PUERTO RICO

-        3.9 MILLION POPULATION

-        LOCAL ECONOMY GROWING AT APPROXIMATELY 3.5%

- 42% OF THE POPULATION IS UNBANKED, WHICH PRESENTS AN INTERESTING OPPORTUNITY TO EXPAND PRODUCTS AND SERVICES

MAIN BRANDS

Banco Popular, ATH Network, Popular Mortgage, Popular Leasing, Popular Securities, Popular Finance, Popular Asset Management, GM Group, Levitt Mortgage

BANCO POPULAR DE PUERTO RICO

Offers the most extensive distribution network in Puerto Rico, with 199 branches, 442 proprietary automated teller machines (ATMs), 22,163 point-of-sale
(POS) terminals, telephone banking through TeleBanco Popular (retail and commercial), PC Banco system and Web Cash Manager. It maintains its position as market leader with $9.8 billion in deposits and $7.9 billion in loans. The ATH Network is the most extensive in Puerto Rico, with 555 ATMs and worldwide acceptance of its cards.

POPULAR MORTGAGE

Among the top three mortgage origination businesses in Puerto Rico, it expanded with the acquisition of 85% of Levitt Mortgage. It now operates 13 mortgage centers and the number of representatives increased from 47 to 66.

UNITED STATES

-        33.9 MILLION HISPANICS

-        IN 20 YEARS, ONE OUT OF EVERY FIVE RESIDENTS IN THE U.S. WILL BE
         HISPANIC

-        AVERAGE U.S. HISPANIC HOUSEHOLD INCOME OF $43,570

MAIN BRANDS

Banco Popular, Popular Cash Express, Popular Leasing, Equity One

BANCO POPULAR NORTH AMERICA

The largest U.S. Hispanic bank consolidated its banking regions to operate under one organization, Banco Popular North America. At year end, it had a total of 91 branches in six states and continued to expand its national lines of business: credit cards, retail mortgages, SBA loans, and small and medium-sized business franchise lending.

CARIBBEAN/LATIN AMERICA

- IN THE DOMINICAN REPUBLIC, POPULATION OF 8.5 MILLION AND ECONOMY GROWING AT OVER 7%

-        HIGH LEVELS OF MONEY TRANSFERS FROM THE U.S.

-        LACK OF ELECTRONIC NETWORKS IN THE REGIONS

MAIN BRANDS

Banco Popular, Banco Fiduciario, ATH Dominicana, ATH Costa Rica, CreST, S.A.

BANCO POPULAR VIRGIN ISLANDS

Operations consist of eight branches, four credit centers and three mortgage centers in the U.S. and British Virgin Islands. Deposits reached $616 million.

BANCO FIDUCIARIO

Investment in the fourth largest bank in the Dominican Republic. Total of $436 million in assets and $295 million in deposits.

20-YEAR SUMMARY


(DOLLARS IN MILLIONS, EXCEPT PER COMMON SHARE DATA)         1980           1981           1982           1983           1984
                                                        -----------    -----------    -----------    -----------    -----------
SELECTED FINANCIAL INFORMATION
 Net Interest Income                                    $     130.0    $     135.9    $     151.7    $     144.9    $     156.8
 Non-Interest Income                                           14.2           15.8           15.9           19.6           19.0
 Operating Expenses                                           101.3          109.4          121.2          127.3          137.2
 Net Income                                                    23.5           24.3           27.3           26.8           29.8
                                                        -----------    -----------    -----------    -----------    -----------
 Total Assets                                           $   2,630.1    $   2,677.9    $   2,727.0    $   2,974.1    $   3,526.7
 Net Loans                                                    988.4        1,007.6          976.8        1,075.7        1,373.9
 Deposits                                                   2,060.5         2111.7        2,208.2        2,347.5        2,870.7
 Total Stockholders' Equity                                   122.1          142.3          163.5          182.2          203.5
                                                        -----------    -----------    -----------    -----------    -----------
 Market Capitalization                                  $      45.0    $      66.4    $      99.0    $     119.3    $     159.8
 ROA                                                           0.92%          0.90%          0.96%          0.95%          0.94%
 ROE                                                          19.96%         18.36%         17.99%         15.86%         15.83%
PER COMMON SHARE(1)
 Earnings                                               $      0.34    $      0.34    $      0.38    $      0.37    $      0.41
 Dividends (Declared)                                          0.07           0.06           0.08           0.11           0.12
 Book Value                                                    1.66           1.93           2.22           2.47           2.76
 Market Price                                                  1.01           0.92           1.38           1.66           2.22
ASSETS BY GEOGRAPHICAL AREA
 Puerto Rico                                                  95.53%         94.65%         94.63%         93.70%         91.31%
 United States                                                 4.47%          5.14%          5.01%          5.23%          7.52%
 Caribbean                                                     0.00%          0.22%          0.36%          1.07%          1.17%
                                                        -----------    -----------    -----------    -----------    -----------
      Total                                                  100.00%        100.00%        100.00%        100.00%        100.00%
TRADITIONAL DELIVERY SYSTEM
 Commercial Banking Branches
  Puerto Rico                                                   110            110            110            112            113
  Virgin Islands                                                                 1              2              3              3
  United States                                                   7              7              7              6              9
  Banco Fiduciario (D.R.)
                                                        -----------    -----------    -----------    -----------    -----------
      Subtotal                                                  117            118            119            121            125
                                                        -----------    -----------    -----------    -----------    -----------
 Non-Commercial Banking Branches
    Equity One
    Popular Cash Express(2)
    Popular Finance
    Popular Leasing
    Popular Leasing, U.S.A
    Popular Mortgage
    Popular Securities
    Levitt Mortgage
    GM Group
                                                        -----------    -----------    -----------    -----------    -----------
      Subtotal
                                                        -----------    -----------    -----------    -----------    -----------
      Total                                                     117            118            119            121            125
ELECTRONIC DELIVERY SYSTEM
 ATMs
  Owned
    Puerto Rico                                                                                               30             78
    Caribbean
    United States
      Subtotal                                                                                                30             78
  Driven
    Puerto Rico                                                                                                               6
    Caribbean
                                                        -----------    -----------    -----------    -----------    -----------
      Subtotal                                                                                                                6
                                                        -----------    -----------    -----------    -----------    -----------
      Total                                                                                                   30             84
TRANSACTIONS (IN MILLIONS)
 Electronic Transactions                                                                                     0.6            4.4
 Items Processed                                               94.8           96.9           98.5          102.1          110.3
EMPLOYEES (FTES)(3)                                           3,838          3,891          3,816          3,832          4,110


(DOLLARS IN MILLIONS, EXCEPT PER COMMON SHARE DATA)           1985           1986           1987           1988           1989
                                                          -----------    -----------    -----------    -----------    -----------
SELECTED FINANCIAL INFORMATION
  Net Interest Income                                     $     174.9    $     184.2    $     207.7    $     232.5    $     260.9
  Non-Interest Income                                            26.8           41.4           41.0           54.9           63.3
  Operating Expenses                                            156.0          168.4          185.7          195.6          212.4
  Net Income                                                     32.9           38.3           38.3           47.4           56.3
                                                          -----------    -----------    -----------    -----------    -----------
  Total Assets                                            $   4,141.7    $   4,531.8    $   5,389.6    $   5,706.5    $   5,972.7
  Net Loans                                                   1,715.7        2,271.0        2,768.5        3,096.3        3,320.6
  Deposits                                                    3,365.3        3,820.2        4,491.6        4,715.8        4,926.3
  Total Stockholders' Equity                                    226.4          283.1          308.2          341.9          383.0
                                                          -----------    -----------    -----------    -----------    -----------
  Market Capitalization                                   $     216.0    $     304.0    $     260.0    $     355.0    $     430.1
  ROA                                                            0.89%          0.88%          0.76%          0.85%          0.99%
  ROE                                                           15.59%         15.12%         13.09%         14.87%         15.87%
 PER COMMON SHARE(1)
  Earnings                                                $      0.46    $      0.50    $      0.48    $      0.59    $      0.70
  Dividends (Declared)                                           0.14           0.15           0.17           0.17           0.20
  Book Value                                                     3.07           3.46           3.77           4.19           4.69
  Market Price                                                   3.00           4.00           3.34           4.44           5.38
 ASSETS BY GEOGRAPHICAL AREA
  Puerto Rico                                                   92.42%         91.67%         94.22%         93.45%         92.18%
  United States                                                  6.47%          7.23%          5.01%          5.50%          6.28%
  Caribbean                                                      1.11%          1.10%          0.77%          1.05%          1.54%
                                                          -----------    -----------    -----------    -----------    -----------
       Total                                                   100.00%        100.00%        100.00%        100.00%        100.00%
 TRADITIONAL DELIVERY SYSTEM
  Commercial Banking Branches
   Puerto Rico                                                    115            124            126            126            128
   Virgin Islands                                                   3              3              3              3              3
   United States                                                    9              9              9             10             10
   Banco Fiduciario (D.R.)
                                                          -----------    -----------    -----------    -----------    -----------
       Subtotal                                                   127            136            138            139            141
                                                          -----------    -----------    -----------    -----------    -----------
     Equity One
     Popular Cash Express(2)
     Popular Finance                                                                             14             17             18
     Popular Leasing                                                                                                            4
     Popular Leasing, U.S.A
     Popular Mortgage
     Popular Securities
     Levitt Mortgage
     GM Group
                                                          -----------    -----------    -----------    -----------    -----------
       Subtotal                                                                                  14             17             22
                                                          -----------    -----------    -----------    -----------    -----------
       Total                                                      127            136            152            156            163
 ELECTRONIC DELIVERY SYSTEM
  ATMs
   Owned
     Puerto Rico                                                   94            113            136            153            151
     Caribbean                                                                                    3              3              3
     United States
                                                          -----------    -----------    -----------    -----------    -----------
       Subtotal                                                    94            113            139            156            154
                                                          -----------    -----------    -----------    -----------    -----------
   Driven
     Puerto Rico                                                   36             51             55             68             65
     Caribbean
                                                          -----------    -----------    -----------    -----------    -----------
       Subtotal                                                    36             51             55             68             65
                                                          -----------    -----------    -----------    -----------    -----------
       Total                                                      130            164            194            224            219
 TRANSACTIONS (IN MILLIONS)
  Electronic Transactions                                         7.0            8.3           12.7           14.9           16.1
  Items Processed                                               123.8          134.0          139.1          159.8          161.9
 EMPLOYEES (FTES)(3)                                            4,314          4,400          4,699          5,131          5,213



(DOLLARS IN MILLIONS, EXCEPT PER COMMON SHARE DATA)         1990           1991            1992            1993            1994
                                                        -----------    -----------    ------------    ------------    ------------
SELECTED FINANCIAL INFORMATION
  Net Interest Income                                   $     284.2    $     407.8    $      440.2    $      492.1    $      535.5
  Non-Interest Income                                          70.9          131.8           124.5           125.2           141.3
  Operating Expenses                                          229.6          345.7           366.9           412.3           447.8
  Net Income                                                   63.4           64.6            85.1           109.4           124.7
                                                        -----------    -----------    ------------    ------------    ------------
  Total Assets                                          $   8,983.6    $   8,780.3    $   10,002.3    $   11,513.4    $   12,778.4
  Net Loans                                                 5,373.3        5,195.6         5,252.1         6,346.9         7,781.3
  Deposits                                                  7,422.7        7,207.1         8,038.7         8,522.7         9,012.4
  Total Stockholders' Equity                                  588.9          631.8           752.1           834.2         1,002.4
                                                        -----------    -----------    ------------    ------------    ------------
  Market Capitalization                                 $     479.1    $     579.0    $      987.8    $    1,014.7    $      923.7
  ROA                                                          1.09%          0.72%           0.89%           1.02%           1.02%
  ROE                                                         15.55%         10.57%          12.72%          13.80%          13.80%
 PER COMMON SHARE(1)
  Earnings                                              $      0.79    $      0.54    $       0.70    $       0.84    $       0.92
  Dividends (Declared)                                         0.20           0.20            0.20            0.23            0.25
  Book Value                                                   4.92           5.25            5.76            6.38            6.87
  Market Price                                                 4.00           4.81            7.56            7.75            7.03
 ASSETS BY GEOGRAPHICAL AREA
  Puerto Rico                                                 88.59%         86.67%          87.33%          79.42%          75.86%
  United States                                                9.28%         10.92%          10.27%          16.03%          19.65%
  Caribbean                                                    2.13%          2.41%           2.40%           4.55%           4.49%
                                                        -----------    -----------    ------------    ------------    ------------
       Total                                                 100.00%        100.00%         100.00%         100.00%         100.00%
 TRADITIONAL DELIVERY SYSTEM
  Commercial Banking Branches
   Puerto Rico                                                  173            161             162             165             166
   Virgin Islands                                                 3              3               3               8               8
   United States                                                 24             24              30              32              34
   Banco Fiduciario (D.R.)
                                                        -----------    -----------    ------------    ------------    ------------
       Subtotal                                                 200            188             195             205             208
                                                        -----------    -----------    ------------    ------------    ------------
     Equity One                                                                 27              41              58              73
     Popular Cash Express(2)
     Popular Finance                                             26             26              26              26              28
     Popular Leasing                                              9              9               9               8              10
     Popular Leasing, U.S.A
     Popular Mortgage
     Popular Securities
     Levitt Mortgage
     GM Group
                                                        -----------    -----------    ------------    ------------    ------------
       Subtotal                                                  35             62              76              92             111
                                                        -----------    -----------    ------------    ------------    ------------
       Total                                                    235            250             271             297             319
 ELECTRONIC DELIVERY SYSTEM
  ATMs
   Owned
     Puerto Rico                                                211            206             211             234             262
     Caribbean                                                    3              3               3               8               8
     United States                                                                               6              11              26
                                                        -----------    -----------    ------------    ------------    ------------
       Subtotal                                                 214            209             220             253             296
                                                        -----------    -----------    ------------    ------------    ------------
   Driven
     Puerto Rico                                                 54             73              81              86              88
     Caribbean
                                                        -----------    -----------    ------------    ------------    ------------
       Subtotal                                                  54             73              81              86              88
                                                        -----------    -----------    ------------    ------------    ------------
       Total                                                    268            282             301             339             384
 TRANSACTIONS (IN MILLIONS)
  Electronic Transactions                                      18.0           23.9            28.6            33.2            43.0
  Items Processed                                             164.0          166.1           170.4           171.8           174.5
 EMPLOYEES (FTES)(3)                                          7,023          7,006           7,024           7,533           7,606




(DOLLARS IN MILLIONS, EXCEPT PER COMMON SHARE DATA)         1995            1996            1997            1998            1999
                                                       ------------    ------------    ------------    ------------    ------------
SELECTED FINANCIAL INFORMATION
  Net Interest Income                                  $      584.2    $      681.3    $      784.0    $      873.0    $      953.7
  Non-Interest Income                                         173.3           205.5           247.6           291.2           372.9
  Operating Expenses                                          486.8           541.9           636.9           720.4           837.5
  Net Income                                                  146.4           185.2           209.6           232.3           257.6
                                                       ------------    ------------    ------------    ------------    ------------
  Total Assets                                         $   15,675.5    $   16,764.1    $   19,300.5    $   23,160.4    $   25,460.5
  Net Loans                                                 8,677.5         9,779.0        11,376.6        13,077.8        14,907.8
  Deposits                                                  9,876.7        10,763.3        11,749.6        13,672.2        14,173.7
  Total Stockholders' Equity                                1,141.7         1,262.5         1,503.1         1,709.1         1,661.0
                                                       ------------    ------------    ------------    ------------    ------------
  Market Capitalization                                $    1,276.8    $    2,230.5    $    3,350.3    $    4,602.4         3,907.5
  ROA                                                          1.04%           1.14%           1.14%           1.14%           1.08%
  ROE                                                         14.22%          16.17%          15.83%          15.41%          15.45%
 PER COMMON SHARE(1)
  Earnings                                             $       1.05    $       1.34    $       1.50    $       1.65    $       1.84
  Dividends (Declared)                                         0.29            0.35            0.40            0.50            0.60
  Book Value                                                   7.91            8.80           10.37           11.86           11.51
  Market Price                                                 9.69           16.88           24.75           34.00           27.94
 ASSETS BY GEOGRAPHICAL AREA
  Puerto Rico                                                 75.49%          73.88%          74.10%          71.32%          71.54%
  United States                                               20.76%          22.41%          23.34%          24.44%          24.58%
  Caribbean                                                    3.75%           3.71%           2.56%           4.24%           3.88%
                                                       ------------    ------------    ------------    ------------    ------------
       Total                                                 100.00%         100.00%         100.00%         100.00%         100.00%
 TRADITIONAL DELIVERY SYSTEM
  Commercial Banking Branches
   Puerto Rico                                                  166             178             201             198             199
   Virgin Islands                                                 8               8               8               8               8
   United States                                                 40              44              63              89              91
   Banco Fiduciario (D.R.)                                                                                       27              31
                                                       ------------    ------------    ------------    ------------    ------------
       Subtotal                                                 214             230             272             322             329
                                                       ------------    ------------    ------------    ------------    ------------
     Equity One                                                  91             102             117             128             138
     Popular Cash Express(2)                                                                                     51             102
     Popular Finance                                             31              39              44              48              47
     Popular Leasing                                              9               8              10              10              12
     Popular Leasing, U.S.A                                                                       7               8              10
     Popular Mortgage                                             3               3               3              11              13
     Popular Securities                                                           1               2               2               2
     Levitt Mortgage                                                                                                              2
     GM Group                                                                                                                     4
                                                       ------------    ------------    ------------    ------------    ------------
       Subtotal                                                 134             153             183             258             330
                                                       ------------    ------------    ------------    ------------    ------------
       Total                                                    348             383             455             580             659
 ELECTRONIC DELIVERY SYSTEM
  ATMs
   Owned
     Puerto Rico                                                281             327             391             421             442
     Caribbean                                                    8               9              17              59              68
     United States                                               38              53              71              94              99
                                                       ------------    ------------    ------------    ------------    ------------
       Subtotal                                                 327             389             479             574             609
                                                       ------------    ------------    ------------    ------------    ------------
   Driven
     Puerto Rico                                                120             162             170             187             102
     Caribbean                                                                   97             192             265             851
                                                       ------------    ------------    ------------    ------------    ------------
       Subtotal                                                 120             259             362             452             953
                                                       ------------    ------------    ------------    ------------    ------------
       Total                                                    447             648             841           1,026           1,562
 TRANSACTIONS (IN MILLIONS)
  Electronic Transactions                                      56.6            78.0           111.2           130.5           159.4
  Items Processed                                             175.0           173.7           171.9           170.9           171.0
 EMPLOYEES (FTES)(3)                                          7,815           7,996           8,854          10,549          11,501


1 Per common share data adjusted for stock splits in 1981, 1985, 1989, 1996 and 1998.

2 Number of offices for Popular Cash Express include mobile units, 28 in 1998, and 38 in 1999.

3 Includes 853 FTEs from Banco Fiduciario in the Dominican Republic, partially owned by Popular, Inc.

                                                             ACHIEVE EXCELLENCE

POPULAR LEASING
Leader in Puerto Rico's leasing business with a total of 36 account executives who offer service from 12 sales and daily rental offices.

POPULAR SECURITIES
Offers full investment services from Banco Popular's branches in Puerto Rico through 45 retail sales representatives. In the institutional business, during the last five years it participated in more than 100 transactions with a value of over $19 billion.

POPULAR FINANCE
Ranked among the top consumer finance institutions in Puerto Rico, it is engaged in small personal loans and second mortgages. It operates 45 offices and six mortgage centers, with a portfolio of $193.2 million.

POPULAR ASSET MANAGEMENT
Institutional investment management services with more than $2 billion in assets under management.

GM GROUP
Main service provider of integrated solutions in the processing business with offices in San Juan, Caracas, Santo Domingo and Miami. It has clients from 10 Latin American countries.


POPULAR CASH EXPRESS
The check-cashing operation expanded its business to three new markets. It currently has a total of 64 offices and 38 mobile units in five states and Washington, D.C. Assets total $43.0 million.

POPULAR LEASING, U.S.A.
Subsidiary that offers small-ticket equipment leasing with $74.4 million in assets. Operates 10 offices in seven states.

EQUITY ONE
Subsidiary engaged in the business of personal and mortgage loans and retail financing to merchants and dealers. Assets reached $1.6 billion. Operates 138 offices in 32 states.


ATH DOMINICANA
The largest ATM network in the Dominican Republic. ATM and POS transactions increased by 48% during 1999.

ATH COSTA RICA
ATM driving and administration business in Costa Rica. Transactions increased by 355%. Recently entered the POS acquiring business with the acquisition of CreST, S.A.

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

These words, written in 1928 by Don Rafael Carrion Pacheco, Executive Vice President and President (1927-1956), embody the philosophy of Popular, Inc.

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

These words by Don Rafael Carrion Jr., President and Chairman of the Board (1956-1991) were written in 1988 to commemorate the 95th anniversary of Banco Popular de Puerto Rico and reflect our commitment to human resources.

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


LETTER TO SHAREHOLDERS

                                    [PHOTO]

      Richard L. Carrion, Chairman, President and Chief Executive Officer

         In the past 106 years, Banco Popular de Puerto Rico has grown and evolved into Popular, Inc., a diversified financial services corporation. But the values that have inspired us have remained constant. These values motivate us, they provide meaning to our actions and they inspire us to persevere, especially when faced with great challenges.

         Inspired by these values, we have crafted a vision that has guided our steps for over a decade. Our strategic plan reflects our vision. Each of our strategic principles represents an aspect of our vision, an integral part of the whole, since they are all intertwined. Fortress Puerto Rico recognizes that Puerto Rico is our principal market, but that rather than let success turn us complacent, we must constantly strengthen our position. Our experience

LETTER TO SHAREHOLDERS

in Puerto Rico has led us to expand our operations to markets that are natural to us - Hispanics in the United States and our neighboring Caribbean and Latin American countries - in an effort to develop a PanAmerican Bank. In addition to geographic expansion, we are constantly looking to diversify our sources of income by offering more alternatives to our customers - Diversification. None of this would be possible without an organization committed to the Corporation's goals - Organizational Quality. We need our employees to excel at what they do, to develop and enhance our professional capabilities and processes, and to always seek additional efficiencies.

           We have summarized each of these strategic principles with a verb, because principles must be translated into action. Values and vision, by themselves, can remain just a goal. The most important ingredient is our individual and collective will to make it happen. That will to be the best at what we do allowed us to fulfill our expectations for 1999.

[GRAPH]

           At year-end, the Corporation reported net income of $257.6 million, a 10.9% increase compared to 1998. Total assets amounted to $25.5 billion, compared with $23.2 billion at December 1998. This growth reflects the Corporation's continued business expansion in Puerto Rico, the Caribbean and Latin America and the continental United States. Earnings per common share (EPS) increased from $1.65 in 1998 to $1.84 in 1999, an increase of 11.5%, while return on average equity (ROE) and assets (ROA) were 15.45% and 1.08%, respectively, compared with 15.41% and 1.14% for 1998.

           Popular, Inc. stock (BPOP) closed at $27.94 at December 31, 1999, a decline of 17.83% over the same period last year. Over a ten-year period, our stock's total return has averaged 21.20% annually, outperforming broad and industry-specific market indexes.

STRENGTHEN Throughout the last century, we have built a formidable franchise in Puerto Rico, our home base and principal market. Notwithstanding our success, we are convinced that we must continue to strengthen our position by segmenting our client base and aligning our products and delivery channels to serve the unique needs of our customers in the most efficient manner. This commitment is what we call Fortress Puerto Rico.

           In terms of our banking franchise, we continued to improve the coverage and convenience of our traditional, electronic and online delivery systems. Our complete delivery system is our competitive advantage in our efforts to attract new clients as well as broaden our relationships with current clients.

FORTRESS PUERTO RICO RECOGNIZES THAT PUERTO RICO IS OUR PRINCIPAL MARKET, BUT THAT RATHER THAN LET SUCCESS TURN US COMPLACENT, WE MUST CONSTANTLY STRENGTHEN OUR POSITION.

           We continued the reconfiguration of our branch system in Puerto Rico by adding more branches in convenient locations and high-traffic areas. By year-end, our extensive banking branch network included a total of 199 branches, of which 22 were in-store branches.

           We began to deploy a new sales and service standard computing platform in all of the Bank's branches. This new system is designed as a sales tool and will assist branch employees in offering the right product to each customer. With it, our employees will provide our clients faster and more efficient service, spending less time on administrative tasks and more time serving them.

           Banco Popular also strengthened its position as Puerto Rico's leading driver of electronic transactions in 1999. The continuous growth of electronic transactions in recent years has truly transformed Puerto Rico's banking system, and has allowed us to efficiently offer more convenience to customers. The number of electronic transactions as a percentage of total transactions increased from 76% in December 1998 to 78% in December 1999. Our various electronic delivery channels contributed to these results.

           Our ATH (A Toda Hora) network of automated teller machines and point-of-sale terminals continued to grow and improve in 1999. We added 21 new ATMs, for a total of 442, and 3,369 additional POS terminals, for a total of 22,000 terminals in 18,500 businesses throughout the island. Our complete network processed over 129 million transactions during 1999.

           Our telephone banking system, TeleBanco Popular, received over 19 million calls, a 12.5% increase over last year, evidence of the greater acceptance of the telephone as a practical channel to obtain information and conduct transactions.

           Recognizing that the future of online banking is on the Internet, we have developed various projects that allow our clients to conduct a wide variety of transactions online. We began in 1998 with Popular AutoNet (www.popularautonet.com), an online service for auto loan customers in Puerto Rico. This year we implemented Web Cash Manager, which offers commercial clients detailed account information on the Internet. We expect to launch a new service, Mi Banco Popular, in early 2000. This new functional web site will allow our retail clients to personalize contents, access all financial relations, and securely conduct transactions over the Internet. The new system will replace PC Banco, the highly successful dial-up PC banking system introduced in 1997.

LETTER TO SHAREHOLDERS

         In addition to the expansion and development of new delivery alternatives, we developed new products and services to remain competitive and meet the changing needs of our clients.

         We introduced Popular Balanced IRA, a fund managed by Popular Asset Management that includes equity and fixed income securities from Puerto Rico and the United States. This new product offers our customers the benefit of a higher return on their investment than traditional fixed-interest products, and expands our product offerings. We also expanded the options for opening individual retirement accounts, through any branch, TeleBanco Popular, PC Banco, and a dedicated web site, www.irapopular.com. Our 1999 IRA campaign results proved our undisputed leadership in this important portion of the market.

         In June we expanded our successful partnership with American Express by launching the Banco Popular American Express Platinum Card, the first platinum card issued in Puerto Rico. This new credit card product is targeted toward the upscale market. The combination of these two strong brands has proved a great formula for success. We expect to repeat the success of the Banco Popular American Express Card launched last year.

[GRAPH]

         Banco Popular was the first institution in Puerto Rico and among the first in the United States to participate in a new program sponsored by the U.S. Treasury Department that offers an electronic transfer account (ETA) to federal benefits recipients. Acceso ETA is a low-cost account that allows clients to receive their benefits via direct deposit, advancing our goal of transforming paper-based transactions to electronic. It offers full access to all traditional and electronic distribution channels. It also fits our strategy to attract clients from among the unbanked and underbanked, since many benefit recipients currently do not have a bank account.

         We continued seeking new products, services and value-added solutions for our commercial clients in Puerto Rico. They have benefited from the development of innovative products and services tailored to specific markets, as well as programs developed to enhance the performance of their business. Last year we continued to branch out with our Professional Banking Program, Banca de Profesionales. Our commitment to the small and middle market commercial segment was evidenced by our collaboration with the Small Business Administration in the creation of a Business Resource Center at Sacred Heart University in Puerto Rico. This center contains a wealth of free information and resources for small business owners and aspiring entrepreneurs. For this segment we also launched new products such as Prospera, a fixed-term, fixed-payment loan and InfoFax, a service that provides daily balance statements via fax to businesses without access to computers.

         An important initiative undertaken by Banco Popular de Puerto Rico in 1999 was a new refocused and revitalized marketing campaign. Launched to coincide with the Corporation's 106th anniversary, the institutional campaign communicates that "Whatever you want to achieve, this is your Bank". In addition to illustrating the multiple ways our banking services help people achieve their personal, family and business goals, the campaign conveys the message that our commitment to Puerto Rico transcends business relationships in our continuous contributions to the many community-building and culture-promoting activities that we support.

         An essential element of our Fortress Puerto Rico principle is the strength that comes from all of the units that complement our banking franchise and expand our financial services offering. Through these operations, we support our clients in the purchase of their homes, in the financing of their automobiles, in managing their investments. In essence, in meeting all their financial needs.

         Popular Mortgage, our mortgage-origination subsidiary, continued to expand and enhance its services. The company developed a new image-building campaign to position itself as a strong contender in this market. Under the theme "Easy. Reliable.", we emphasize our commitment to streamlining the loan application process and offering a variety of rate-competitive products to meet the different priorities of different customers. In May, we launched the Popular Mortgage-American Airlines AAdvantage Program. As part of an alliance with American Airlines, we are offering mortgage customers up to 30,000 AAdvantage frequent flier miles when they sign a mortgage loan with Popular Mortgage. This is an exclusive program with Popular Mortgage and is the first of its kind in the mortgage industry in Puerto Rico. Two innovative products were introduced: the Biweekly Mortgage, which lets clients make payments every 14 days, and the Mixed-Use Property Mortgage, which allows customers to use residential mortgages for mixed commercial-residential properties. We expanded the reach of our mortgage operations, opening two new offices in 1999, and relocated another five to more convenient locations. In August we acquired 85% of Levitt Mortgage, a mortgage bank with strong presence in the new project loan origination market.

OUR EXPERIENCE IN PUERTO RICO HAS LED US TO EXPAND OUR OPERATIONS TO NATURAL MARKETS - HISPANICS IN THE UNITED STATES AND OUR NEIGHBORING CARIBBEAN AND LATIN AMERICAN COUNTRIES - IN AN EFFORT TO DEVELOP A PANAMERICAN BANK.

         Popular Leasing & Rental, Inc., improved the efficiency of its core business operations in 1999 and branched out into leasing of high-tech equipment through a strategic alliance with El Camino Resources, Ltd., the largest leasing company of this type in the United States. This partnership will focus on the leasing of high-tech equipment in Puerto Rico, such as telecommunications systems, hospital and medical equipment and heavy machinery. In addition, we capitalized on our relationship with American Airlines by offering, for a limited time, frequent flier miles in the AAdvantage program for new leases.

[GRAPH]

         Popular Finance, our consumer lending subsidiary, opened three new branches, bringing the total islandwide to 47. To increase customer convenience and choices, Popular Finance began to sell money orders and prepaid cellular phone cards in all of its offices and to receive payments for utility and other bills.

         This year, Popular Securities' institutional investment banking group participated in more than 25 financial transactions with a total value of over $6 billion. With regard to its retail operations, it continued its steady growth by adding more investment representatives during the year to expand our islandwide coverage through the Banco Popular branch network. We also launched an aggressive Keogh account campaign spearheaded by a series of seminars throughout Puerto Rico. And for individual investors, Popular Securities created PopularStreet, a quarterly newsletter that reviews market trends and announces the company's new investment products.

EXPAND In the United States, the major thrust of our strategy is to maintain steady growth in areas of the United States with a high concentration of Hispanics. Although we have been servicing this market since we established our first branch in New York in 1961, we have aggressively expanded during the past five years. We are developing our franchise through delivery system growth and expansion of our business lines, with the clear goal of becoming the principal financial services provider to Hispanics in the United States.

         In order to better serve our market and implement our strategies more efficiently, during 1999 we made significant improvements to our organization. The corporate reorganization of Banco Popular's operations in the United States took effect on January 1, 1999. The creation of Banco Popular North America will allow us to improve internal communications and achieve administrative efficiency by consolidating support divisions and by enabling better integration of our information and telecommunications systems. The unification of our U.S. franchise enabled us to roll out our first nationally marketed deposit products. For example, our Dream CD campaign attracted over $265 million in deposits in a very short period of time, evidence of the efficiency achieved by the restructuring and the high potential for growth. We also established a new separate Board of Directors for Banco Popular North America to provide U.S. operations with additional insight and guidance.

         Beyond our corporate restructuring, we completed comprehensive marketing and financial assessments to focus future efforts concerning our brand and our distribution system growth. We expanded and reconfigured our branch network, opening three branches in California and one in Texas, and consolidating two in Florida. We ended the year with 91 branches in six states.

         The U.S. Credit Card Division, one of our national lines of business, carried out a spirited marketing campaign driven by customer contests, employee incentives and an expanded Hispanic affinity program.

         One of our newer businesses, Popular Cash Express, grew significantly during the past year. It now ranks among the top ten check-cashing operations in the United States and is the second-largest mobile check-cashing operator with 38 trucks. Committed to serving the unbanked and underbanked, Popular Cash Express opened or acquired 41 new locations for a total of 64 and entered three new markets: Texas, Arizona and Washington, D.C. The centralization of financial and accounting functions in California has improved efficiency and a newly formed product development team is focusing on new products designed especially to appeal to unbanked and underbanked customers.

         Our mortgage business originated $390 million in residential mortgages in its six U.S. markets in 1999. It restructured its centralized mortgage processing operation in California to increase efficiency, and hired new management and sales teams.

LETTER TO SHAREHOLDERS

           Regarding our national commercial lines of business, in 1999 we solidified our position as a national leader in Small Business Administration
(SBA) and minority lending. Banco Popular North America originated $99.1 million in SBA loans. We are among the top SBA lenders in New York, Chicago and Florida. SBA lending is a crucial lifeline for Hispanic entrepreneurs in the United States, and our partnership with them is clearly in line with our intent to grow with this community and contribute to its economic development.

           Franchise lending is a niche market with considerable potential for growth, and we increased our participation in 1999. The Franchise Lending section surpassed our budgeted goal of $200 million in loans before the end of November and finished the year with an increase of 59.6% over 1998.

[GRAPH]

           Popular Leasing, U.S.A., has shown continuous improvement and exceeded the budgeted goal of $40 million in sales by November. Two new offices were opened, for a total of 10 in seven states. The company's marketing strategy focuses on equipment leasing through vendors and customers in nearly every state through a toll-free number (1-800-829-9411) and a web site
(www.popularleasingusa.com).

           Equity One turned in a favorable performance in 1999 by changing the emphasis on certain products to reflect the downturn in the refinancing segment of the mortgage market. We also focused on increasing the diversity of products in each of our offices. We ended the year with 138 offices in 32 states. In the third quarter, Equity One opened a new call center, which allows us to offer more complete and convenient service to our clients.

           In the Caribbean and Latin America we have continued to invest in our banking franchises. In March, we opened our new regional office in the Virgin Islands. The state-of-the-art building provides spacious accommodations for the region's central offices and a modern branch with eight drive-through windows. The headquarters serves St. Thomas, St. Croix and Tortola. In addition to a new bank center, Banco Popular Virgin Islands inaugurated a new marketing campaign designed to position the bank as the most complete provider of financial services in the region. Performance for 1999 was promising, with a 24% increase in deposits to $616 million and a 7% increase in loans to $390 million.

IN ADDITION TO GEOGRAPHIC EXPANSION, WE ARE CONSTANTLY LOOKING TO DIVERSIFY OUR SOURCES OF INCOME BY OFFERING MORE ALTERNATIVES TO OUR CUSTOMERS.

           In the Dominican Republic, we increased our ownership of Banco Fiduciario to 57% and completed the integration of Popular, Inc. management specialists into a reorganized management structure, solidifying the alliance we established in 1998. The new team identified and prioritized areas to be improved and set to work accomplishing the strategic plan. Moving forward, our principal strategy is growing our retail business and reducing the cost of funds. To support this strategy we have increased the number of retail outlets from 27 to 31 branches and will develop new marketing communications strategies.

           Our expertise and resources in electronic banking have provided an effective entry into Caribbean and Latin American markets. The two ATM/POS networks we have developed so far, in the Dominican Republic and Costa Rica, have experienced tremendous growth.

           ATH Dominicana added six institutions to its membership list, which at year-end included all the major financial institutions in the country. Transaction volume increased 48%, surpassing expectations. A significant portion of this growth has come from the POS platform, which alone processed over one million transactions. After connecting the ATMs of the principal financial institutions, we see the POS segment as the next logical step to grow the network.

           In ATH Costa Rica, transaction volume increased by 335% over 1998. The number of institutions on the network more than doubled, growing from eight to 18. ATH Costa Rica also reached an agreement with MasterCard International that paved the way for including MasterCard and CIRRUS-affiliated cards among those accepted by ATH Costa Rica ATMs. We expect to continue this growth with the acquisition of CreST, a local card processor and POS provider. This acquisition will definitely expand our capabilities in the country and the region by allowing us to penetrate more rapidly the POS segment.

DIVERSIFY

           Throughout the years, the incorporation and growth of other financial services have strengthened our Corporation. The diversification strategy stems from our commitment to seek new sources of revenue and to serve all our clients' financial needs. We continuously strive to anticipate these needs, and we evolve to serve them in the way our clients expect of us. This allows us to deepen our relationship with current clients and attract new ones.

4 EXCEL

WE NEED OUR EMPLOYEES TO EXCEL AT WHAT THEY DO, TO DEVELOP AND ENHANCE OUR CAPABILITIES AND SEEK ADDITIONAL EFFICIENCIES -- ORGANIZATIONAL QUALITY.

           On June 30, 1999, we finalized the acquisition of GM Group, Inc., the largest, most advanced, and most complete information systems services organization in the Caribbean Basin. With offices in San Juan, Caracas, Santo Domingo and Miami, GM Group today offers an array of IT services in 10 Latin American countries and Puerto Rico. GM Group has been successfully and consistently fulfilling the information systems needs of banks, public utilities, insurance companies, universities, government agencies, service companies, manufacturers, retailers and other clients for over 30 years. Puerto Rico is part of the nationwide Electronic Benefits Transfer (EBT) program, which seeks to deliver federal government benefits electronically to improve cost efficiencies and increase convenience. This year, GM Group was awarded the contract to be the federal government's local partner in the processing of all related transactions and launched a pilot program. This initiative is very much in line with our strategy of transforming Puerto Rico's payment system. GM Group will allow us to remain in the vanguard of all aspects of information systems and to expand our electronic processing businesses in Puerto Rico, the Caribbean and Latin America.

[GRAPH]

EXCEL While our strategic plan is a reflection of our shared vision, our values dictate our way of doing business. One of these values calls for a passion for excellence. To achieve our strategic goals we need to have an organization focused on quality. Therefore, we are constantly reinforcing the quality of our organization to develop an infrastructure that affords us the tools to realize our vision.

           The success of our business is founded on people. Recognizing the importance compensation has on attracting and retaining the best talent, we are in the process of re-evaluating our compensation and benefits system for most subsidiaries. The new options will allow us to offer more benefits to our employees in a more efficient manner. They will also afford us the internal flexibility to adapt to the specific characteristics of each market.

           Achieving excellence demands continuous learning. To ensure that our employees continue to develop the skills and abilities needed to excel in their jobs, we emphasize in-job training and professional preparation. Through our Corporate Development Center, established in 1992, this year we focused our efforts on five areas: credit review and analysis, managerial skills, sales, customer service and information systems. This was done in response to the evolution of our industry, and will better prepare our employees to tend to our customers' needs.

           Technology allows us to have better, stronger relationships with our customers. We have expanded the technological capabilities of our systems to process transactions faster and more efficiently. We have also equipped our employees with the right tools to tend to our clients through all our delivery channels. We have also improved our customer data bases to expand our understanding of our customers and better develop products and services to satisfy their needs.

           Our expansion and diversification have given the Corporation greater reach and potential for growth, and as we branch out we place special efforts to unite under a common identity. Thus, last year we again prioritized efforts to integrate new subsidiaries into our corporate culture. We want the new members of Popular, Inc. to adopt as their own the great tradition that we uphold, and to enrich it with their unique contributions. As with previous acquisitions we have dedicated the necessary resources to ensure the maximization of the acquisition. In the case of GM Group, the most important elements we acquired are the intellectual property and the human capital. We focused on accommodating employee needs and making the transition as smooth as possible, both for GM and Banco Popular employees.

           On October 3, 1999, we celebrated Nuestra Gran Reunion (Our
Grand Gathering). Attended by over 6,500 Popular, Inc. employees, the meeting was an opportunity for Puerto Rico employees from throughout the Corporation to come together. We reviewed our principles, shared our successes and discussed future opportunities and challenges. I took advantage of the occasion to challenge all of us to continue aspiring for, and seeking, excellence at every level. Excellence in our personal lives, excellence in the service we offer our clients, excellence in our relationship with the community, excellence in adding value to our shareholders. Despite the seriousness of the occasion, the enthusiasm was sincere and truly contagious, because we realized we share the same values, goals and commitment.

           We have a service commitment with our clients. We are focused on satisfying our clients' needs, helping them achieve their goals. We are committed to offering our employees the best and most challenging professional environment, and our employees have a commitment to deliver our promise to our clients. We are committed to our shareholders to honor and respect the trust they place on us, and to follow sound business practices to maximize the value of our investments. We have a commitment to the community to be a responsible corporate citizen, to be an agent of change and foster growth and prosperity.

           This commitment is shared by the people who serve on our Board of Directors. This year, one of our members, Esteban D. Bird, passed away. Mr. Bird served on the Board of Banco Popular de Puerto Rico since 1991 and on the Board of Banco de Ponce for the two previous years. We extend our condolences to his family, along with our gratitude for his significant contributions to our organization throughout the years.

           We are extremely proud of our achievements and look forward to the challenges of the future. Our success will continue to be inspired by our values, planned by our vision, and forged by our will.

/s/ Richard L. Carrion
--------------------------
RICHARD  L. CARRION
CHAIRMAN
PRESIDENT
CHIEF  EXECUTIVE  OFFICER

OUR COMMUNITY

          NEW STRATEGIES TO ENRICH OUR COMMUNITY.

Popular, Inc.'s sense of social responsibility dates back more than 100 years, when the founders of Banco Popular de Puerto Rico set to establish an institution that would offer financial services to those who needed them most. But the call to service went beyond that, and translated into significant philanthropic efforts. Banco Popular became an important force in the modernization of Puerto Rican society. Officials and employees proved once and again that the institution's involvement was not limited to offering banking services, but that it had a social mission to accomplish as well.

         During 1999, more than 100 non-profit institutions benefited from the Bank's donations program, which disbursed more than $1.5 million for civic, community, cultural, educational and sports projects. The donations program focuses mainly on institutions that work for the solution of socioeconomic and housing problems in low-income areas.

         As we have entered new markets, the reach of our social initiatives has expanded to include the communities we serve outside Puerto Rico. In the United States, we focus our efforts on education and youth-related initiatives, with a strong emphasis on Hispanics and other minority groups. We have formed joint partnerships with national and regional organizations of great drive and credibility, such as the American Red Cross, to extend the impact of our contributions. As in Puerto Rico, an important aspect of our participation in the community is the active involvement of our employees, a direct result of our efforts to promote and support a culture of volunteerism in our organization.

         In the '70s, as the Bank's social role evolved and grew, and philanthropy established itself as a central part of its creed and set of beliefs, the need for a structure to ensure consistency and continuity was recognized. As a result, in 1979, Rafael Carrion Jr., then Chairman of the Board and former President of the Bank, established the Banco Popular Foundation to institutionalize the Bank's commitment to the community. Thus, throughout the last two decades, our donations program and the Banco Popular Foundation have been a source of significant support and funding for many projects and institutions in the communities we serve.

FOUNDATION

      THE BANCO POPULAR FOUNDATION HAS BEEN CREATED TO SUPPORT EFFORTS DEDICATED
       TO IMPROVE THE QUALITY OF LIFE FOR PUERTO RICANS. IT FULFILLS ITS MISSION
          BY PROMOTING IN THE COMMUNITY A GENUINE ASPIRATION FOR EXCELLENCE, AND
                                  INSPIRING IN OUR YOUTH A SENSE OF FULFILLMENT.

[GRAPH]

         Because initiatives that broaden our youth's intellectual and spiritual horizons are the foundation for a better society, we have focused our efforts on education. More than 60 institutions have benefited from the Foundation's support. For example, in 1999, we made possible the establishment of a music room at the Escuela Libre de Musica Ernesto Ramos Antonini. This music room will provide these gifted students state-of-the-art equipment to further their studies. Another important initiative was the renovation of the library at the Escuela Central de Artes Visuales (Central Visual Arts School), which will be named in honor of Rafael Carrion Jr., a graduate of that high school.

         The Foundation is committed to facilitating access to education to students who have demonstrated outstanding academic talent and dedication. The Rafael Carrion Jr. Scholarship Fund, established in 1992, has granted a total of 554 scholarships to help defray college education costs for the children of our employees and retirees. Another nine scholarships have been awarded to Puerto Rican students to study at the Wharton School of the University of Pennsylvania.

         We also seek to foster the preservation of our popular culture, heritage and values. An annual musical production is an important part of these efforts, which also generate funds to support related initiatives and institutions. The 1999 production, Con la Musica por Dentro: Cien Anos de Historia, provided a lively overview of music in Puerto Rico during the century. Students from the Central Visual Arts School were chosen to design the promotion materials.

         The Rafael Carrion Pacheco Exhibition Hall commemorated its 10th anniversary during the year. In the last decade, it has presented important exhibitions and forums about matters relevant to our culture and social reality. The most recent exhibition, EntreSiglos Puerto Rico 1890-1910, documented daily life at the turn of the century. It attracted a record attendance, with more than 18,000 visitors during its year-long presentation.

ENRICH

DURING THE LAST 20 YEARS, WE HAVE SUPPORTED OVER 200 ORGANIZATIONS THAT PROMOTE COMMUNITY DEVELOPMENT, EDUCATION, SOCIAL WELFARE, SPORTS AND CULTURE.

AIDS FOUNDATION

AMERICAN CANCER SOCIETY

AMERICAN RED CROSS

ANA G. MENDEZ FOUNDATION

BILL'S KITCHEN

BOYS AND GIRLS CLUBS

BOY SCOUTS OF AMERICA

CATHOLIC UNIVERSITY OF PUERTO RICO

EASTER SEAL SOCIETY

FONDITA DE JESUS SOUP KITCHEN

HEAD START PROGRAMS

INTER AMERICAN UNIVERSITY OF PUERTO RICO

JANE STERN DORADO COMMUNITY LIBRARY

JUAN DOMINGO EN ACCION COMMUNITY PROGRAM

LITTLE LEAGUES

MUSCULAR DYSTROPHY ASSOCIATION

NATIONAL COALITION FOR THE HOMELESS

PARALYZED VETERANS OF AMERICA

PENINSULA DE CANTERA RESIDENTS COUNCIL

PUERTO RICO COMMUNITY FOUNDATION

PUERTO RICO CONSERVATORY OF MUSIC

PUERTO RICO GOLF ASSOCIATION

PUERTO RICO SYMPHONY ORCHESTRA

RONALD MCDONALD PUERTO RICO CHAPTER

SACRED HEART UNIVERSITY

SALVATION ARMY

SAN FRANSICO EDUCATIONAL CENTER

UNITED WAY

UNIVERSITY OF PUERTO RICO

YMCA

         The past 20 years have given us the opportunity to strengthen the Foundation enough to convert it into the Corporation's philanthropic arm. These years have also given us the insight to refine our vision and chart the Foundation's future course. As part of this process, we have embraced excellence as part of our philanthropic goals. While we work in our traditional areas of focus, we will seek to promote excellence by instilling the value of aspiring and seeking excellence in all our community endeavors.

         Consistent with the Foundation's new direction, we redefined our mission and identified key areas in which we would focus our efforts:

         The Banco Popular Foundation has been created to support efforts dedicated to improve the quality of life for Puerto Ricans. It fulfills its mission by promoting in the community a genuine aspiration for excellence, and inspiring in our youth a sense of fulfillment.

         To fulfill our mission, we will continue providing the financial support that is crucial for endeavors of this sort. However, recognizing the need for technical and managerial assistance as much as grant dollars, we will promote a more active approach, prompting others who also share our vision and passion for excellence to become directly involved with the causes they support.

         At Our Grand Gathering of Popular, Inc.'s employees in Puerto Rico, special emphasis was placed on the Corporation's long-standing commitment and sense of social responsibility to the communities it serves. We made a direct appeal to all employees to get involved, to be an active agent of change and progress. Therefore, we will direct our efforts more and more to provide for employee involvement, giving them the opportunity to enhance their vision of excellence, share it with others and promote them in our communities.

MANAGEMENT

SENIOR MANAGEMENT COUNCIL
POPULAR, INC.

[PHOTO]
RICHARD L. CARRION
CHAIRMAN
PRESIDENT
CHIEF EXECUTIVE OFFICER

[PHOTO]                                  [PHOTO]
DAVID H. CHAFEY, JR.                     JORGE A. JUNQUERA
SENIOR EXECUTIVE VICE PRESIDENT          SENIOR EXECUTIVE VICE PRESIDENT
RETAIL BANKING                           CHIEF FINANCIAL OFFICER

[PHOTO]                                  [PHOTO]
MARIA ISABEL P. DE BURCKHART             ROBERTO R. HERENCIA
EXECUTIVE VICE PRESIDENT                 EXECUTIVE VICE PRESIDENT
ADMINISTRATION                           NORTH AMERICA

[PHOTO]                                  [PHOTO]
LARRY B. KESLER                          HUMBERTO MARTIN
EXECUTIVE VICE PRESIDENT                 EXECUTIVE VICE PRESIDENT
RETAIL CREDIT                            OPERATIONS

[PHOTO]                                  [PHOTO]
EMILIO E. PINERO FERRER, ESQ.            CARLOS ROM JR.
EXECUTIVE VICE PRESIDENT                 EXECUTIVE VICE PRESIDENT
COMMERCIAL BANKING                       CARIBBEAN AND LATIN AMERICAN EXPANSION

[PHOTO]                                  [PHOTO]
CARLOS J. VAZQUEZ                        BRUNILDA SANTOS DE ALVAREZ, ESQ.
EXECUTIVE VICE PRESIDENT                 SENIOR VICE PRESIDENT
RISK MANAGEMENT                          GENERAL COUNSEL

MANAGEMENT GROUP
POPULAR, INC.


PUERTO RICO                       Valentino I. McBean               Jorge R. Hernandez, Esq.            Orlando Berges
                                  Virgin Islands Region             Electronic Banking                  Finance and Administration
BANCO POPULAR DE PUERTO RICO
Richard L. Carrion               COMMERCIAL BANKING GROUP           Hector Torres                       L. Gene Beube
Chairman                         Emilio E. Pinero Ferrer, Esq.      Security                            Risk Management
President
Chief Executive Officer           Maria M. Fuentes                 RISK MANAGEMENT GROUP                Emily Arean
                                  Structured Finance               Carlos J. Vazquez                    Human Resources
OFFICE OF THE PRESIDENT                                             Jesus Aldarondo
 Tere Loubriel                    Arnaldo Soto Couto                Operational Risk                    Manuel Chinea
 Year 2000 Office                 Construction Loans                  Management                        Marketing

 Ramon D. Lloveras, Esq.          Cynthia Toro                      Jose A. Mendez                      Victor Perez
 Legal Division                   Business Banking                  General Auditor                     Operations

RETAIL BANKING GROUP              Ricardo Toro                      Dianna Soler, Esq.                  Jose Riera
David H. Chafey Jr.               Corporate Banking                 Corporate Compliance                Popular Cash Express

 Jorge Biaggi                    FINANCIAL MANAGEMENT GROUP         Felix Villamil                      Donald R. Simanoff
 Hato Rey Region                 Jorge A. Junquera                  Credit Risk Management              Consumer Lending

 Francisco Cestero                Richard Barrios                  Other Subsidiaries                   Vernon V. Aguirre
 Ponce Region                     Investments and Treasury         POPULAR MORTGAGE, INC.               California Region
                                                                   Silvio Lopez
 Felix Leon                       Luis R. Cintron, Esq.                                                 Mercedes F. McCall
 Eastern Region                   Trust                            POPULAR LEASING & RENTAL, INC.       Florida Region
                                                                   Andres F. Morrell
 Carlos J. Mangual                Amilcar L. Jordan, Esq.                                               William Sperling
 Caguas Region                    Comptroller                      POPULAR FINANCE, INC.                Illinois Region
                                                                   Edgardo Novoa
 Wilbert Medina                   Ivan Pagan                                                            Jose A. Torres
 Arecibo/Manati Region            Acquisitions and Corporate       POPULAR SECURITIES, INC.             New York/New Jersey Region
                                    Investments                    Kenneth W. McGrath
 Maritza Mendez                                                                                         Javier Ubarri
 Rio Piedras Region              ADMINISTRATION GROUP              GM GROUP, INC.                       Texas Region
                                 Maria Isabel P. de Burckhart      Julio J. Pascual
 Miguel Ripoll                                                                                         Other Subsidiaries
 San Juan Region                  Ginoris Lopez-Lay                LEVITT MORTGAGE                     EQUITY ONE, INC.
                                  Strategic Planning               Silvio Lopez                        C.E. (Bill) Williams
 Carlos Rodriguez                   and Marketing
 Western Region                                                     UNITED STATES                      POPULAR CASH EXPRESS, INC.
                                  Lourdes Perez Diaz                                                   Gary Gagerman
 Eli Sepulveda Jr.                Public Relations and             BANCO POPULAR
 Bayamon Region                     Communications                 NORTH AMERICA, INC.                 POPULAR LEASING, U.S.A.
                                                                   Richard L. Carrion                  Bruce D. Horton
 Juan Guerrero                    Luz M. Tous de Torres            Chairman
 Financial and Investment         Corporate Real Estate                                                 CARIBBEAN AND LATIN AMERICA
   Services                                                        Jorge A. Junquera
                                  Human Resources                  President                           Carlos Rom Jr.
 Nestor O. Rivera
 Retail Banking                  OPERATIONS GROUP                  Roberto R. Herencia                 BANCO FIDUCIARIO
                                 Humberto Martin                   Chief Operating Officer             Jorge J. Besosa
 Lizzie Rosso
 Alternative Delivery             Segundo Bernier                                                      ATH DOMINICANA
   Channels                       Operations                                                           Miguel Gil-Mejia

RETAIL CREDIT GROUP               Victor V. Echevarria                                                 ATH COSTA RICA
Larry B. Kesler                   Information Technology                                               Luis Diego Escalante

 Linda C. Colon                   Ileana M. Gonzalez
 Individual Lending               Operational Financial
                                    Support
 Raul Colon
 Mortgage Servicing


BOARDS OF DIRECTORS


POPULAR, INC.                    Julio E. Vizcarrondo Jr.          Francisco J. Carreras            BANCO POPULAR NORTH AMERICA
Richard L. Carrion               President                         Educator                         Richard L. Carrion
Chairman of the Board            Chief Executive Officer           Executive Director               Chairman of the Board
President                        Desarrollos Metropolitanos, S.E.  Fundacion Angel Ramos, Inc.
Chief Executive Officer                                                                             Jorge A. Junquera
                                  Samuel T. Cespedes, Esq.         David H. Chafey Jr.              President
Alfonso F. Ballester              Secretary                        Senior Executive Vice President  Banco Popular North America
Vice Chairman of the Board        Board of Directors               Banco Popular de Puerto Rico
President                                                                                           Roberto R. Herencia
Ballester Hermanos, Inc.          Brunilda Santos de               Hector R. Gonzalez               Chief Operating Officer
                                    Alvarez, Esq.                  President                        Banco Popular North America
Antonio Luis Ferre                Assistant Secretary              Chief Executive Officer
Vice Chairman of the Board        Board of Directors               TPC Communications               Francisco M. Rexach Jr.
President                                                           of PR, Inc.                     President
El Nuevo Dia                      Ramon D. Lloveras, Esq.                                           Capital Assets, Inc.
                                  Assistant Secretary              Jorge A. Junquera
Juan J. Bermudez                  Board of Directors               Senior Executive Vice President  Richard Speer
Partner                                                            Banco Popular de Puerto Rico     President
Bermudez & Longo, S.E.            Ernesto N. Mayoral, Esq.                                          Speer & Associates, Inc.
                                  Assistant Secretary              Manuel Morales Jr.
Francisco J. Carreras             Board of Directors               President                        Alfonso F. Ballester
Educator                                                           Parkview Realty, Inc.            President
Executive Director               BANCO POPULAR DE PUERTO RICO                                       Ballester Hermanos, Inc.
Fundacion Angel Ramos, Inc.      Richard L. Carrion                Alberto M. Paracchini
                                 Chairman of the Board             Private Investor                 Felix J. Serralles Jr.
David H. Chafey Jr.              President                                                          President
Senior Executive Vice President  Chief Executive Officer           Francisco M. Rexach Jr.          Chief Executive Officer
Popular, Inc.                                                      President                        Destileria Serralles, Inc.
                                 Alfonso F. Ballester              Capital Assets, Inc.
Hector R. Gonzalez               Vice Chairman of the Board                                         Julio E. Vizcarrondo Jr.
President                        President                         J. Adalberto Roig Jr.            President
Chief Executive Officer          Ballester Hermanos, Inc.          Chairman                         Chief Executive Officer
TPC Communications                                                 Antonio Roig Sucesores, Inc.     Desarrollos Metropolitanos, S.E.
 of PR, Inc.                     Antonio Luis Ferre
                                 Vice Chairman of the Board        Felix J. Serralles Jr.            Lcda. Brunilda Santos de
Jorge A. Junquera                President                         President                           Alvarez, Esq.
Senior Executive Vice President  El Nuevo Dia                      Chief Executive Officer           Secretary
Popular, Inc.                                                      Destileria Serralles, Inc.        Board of Directors
                                 Juan A. Albors Hernandez
Manuel Morales Jr.               Chairman                          Julio E. Vizcarrondo Jr.
President                        President                         President
Parkview Realty, Inc.            Chief Executive Officer           Chief Executive Officer
                                 Albors Development Corp.          Desarrollos Metropolitanos, S.E.
Alberto M. Paracchini
Private Investor                 Salustiano Alvarez Mendez          Samuel T. Cespedes, Esq.
                                 President                          Secretary
Francisco M. Rexach Jr.          Mendez & Company, Inc.             Board of Directors
President
Capital Assets, Inc.             Jose A. Bechara Bravo              Brunilda Santos de Alvarez,
                                 President                            Esq.
J. Adalberto Roig Jr.            Empresas Bechara Inc.              Assistant Secretary
Chairman                                                            Board of Directors
Antonio Roig Sucesores, Inc.     Juan J. Bermudez
                                 Partner                            Ramon D. Lloveras, Esq.
Felix J. Serralles Jr.           Bermudez & Longo, S.E.             Assistant Secretary
President                                                           Board of Directors
Chief Executive Officer
Destileria Serralles, Inc.                                          Ernesto N. Mayoral, Esq.
                                                                    Assistant Secretary
                                                                    Board of Directors

FINANCIAL REVIEW AND
SUPPLEMENTARY INFORMATION

Management's Discussion and Analysis of
Financial Condition and Results of Operations        F-2

Statistical Summaries                                F-24

FINANCIAL STATEMENTS

Report of Independent Accountants                    F-29

Consolidated Statements of Condition
as of December 31, 1999 and 1998                     F-30

Consolidated Statements of Income
for each of the years in the three-year
period ended December 31, 1999                       F-31

Consolidated Statements of Cash Flows
for each of the years in the three-year
period ended December 31, 1999                       F-32

Consolidated Statements of Changes in
Stockholders' Equity for each of the
years in the three-year period ended
December 31, 1999                                    F-33

Consolidated Statements of Comprehensive
Income for each of the years in the three-year
period ended December 31, 1999                       F-34

Notes to Consolidated Financial Statements           F-35

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This financial discussion contains an analysis of the consolidated financial position and financial performance of Popular, Inc. and its subsidiaries (the Corporation) and should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. The Corporation is a bank holding company, which offers a wide range of products and services through its subsidiaries and is engaged in the following businesses:

- Commercial Banking - Banco Popular de Puerto Rico (BPPR), Banco Popular North America (BPNA), Banco Popular, N.A. (Texas), merged into BPNA on January 1, 2000, and Banco Fiduciario, S.A. (BF)

-        Lease Financing - Popular Leasing and Rental, Inc. and Popular Leasing,
         U.S.A.

- Consumer and Mortgage Banking - Popular Mortgage, Inc., Equity One, Inc., Popular Finance, Inc. and Newco Mortgage Holding Company (d/b/a Levitt Mortgage, Inc.)

-        Broker/Dealer - Popular Securities Inc.

- ATM Processing and Information Technology Services and Products - ATH Costa Rica and GM Group

-        Retail Financial Services - Popular Cash Express, Inc.

OVERVIEW

During 1999, Europe finally achieved monetary union with the widely expected Euro, while in the U.S., an early wave of refinancing and an outstanding stock market performance generated expanding wealth, which continued to fuel demand. The economy grew at a faster pace than anticipated, prompting the Federal Reserve in July to begin a tightening cycle. In fact, by the end of 1999, Gross Domestic Product (GDP) had grown 4.2%, the target Fed Funds rate was at 5.50% and the Fed was expecting to raise rates further.

         Popular, Inc. began 1999 with the corporate reorganization of its U.S. banking subsidiaries, consolidating most banking operations within the U.S. mainland into one legal entity, Banco Popular North America, with offices in Florida, California, New York, New Jersey and Illinois. This new structure facilitates the communication and geographic expansion, while at the same time increases efficiency and provides more flexibility to the Corporation. Furthermore, in January 2000, Banco Popular, N.A. (Texas) became part of Banco Popular North America.

         On March 2, 1999, the Corporation acquired 9.99% of Telecomunicaciones de Puerto Rico, Inc. (TELPRI) from the Government of Puerto Rico. As part of the transaction GTE, a telecommunications company, acquired a 40% share of TELPRI, while the government retained 44% ownership. With this investment, the Corporation strengthened its ties with the future of telecommunications in Puerto Rico.

         Later during the year, the Corporation acquired GM Group, Inc., a leading company in information technology services and products in Puerto Rico and the Caribbean, with offices in San Juan, Caracas, Santo Domingo and Miami, servicing customers in ten countries in America. Also, the Corporation acquired 85% of Levitt Mortgage, a mortgage banking organization with operations in Puerto Rico, as part of the strategic initiative of enhancing its mortgage business in Puerto Rico.

         In addition to the acquisitions mentioned above, the Corporation increased its presence in its established Hispanic markets, with three additional branches in the United States and one in Puerto Rico. Equity One, the Corporation's consumer and mortgage financing subsidiary in the U.S. mainland, had 10 more offices at the end of 1999 for a total of 138 offices in 32 states.

         Continuing with the Corporation's objective of penetrating the unbanked segment, during 1999 Popular Cash Express acquired 26 check cashing outlets, opened 14 stores and operated 10 additional mobile check-cashing locations. All these facilities offer services such as check cashing, money transfers, money orders and processing of payments.

TABLE A
Components of Net Income as a Percentage of Average Total Assets

                                                                       For the Year
---------------------------------------------------------------------------------------------------------
                                                    1999        1998        1997        1996        1995
---------------------------------------------------------------------------------------------------------
Net interest income                                 4.01%       4.27%       4.26%       4.18%       4.14%
Provision for loan losses                          (0.63)      (0.67)      (0.60)      (0.55)      (0.46)
Securities and trading gains                                    0.06        0.03        0.02        0.05
Other income                                        1.57        1.36        1.31        1.24        1.18
---------------------------------------------------------------------------------------------------------
                                                    4.95        5.02        5.00        4.89        4.91
Operating expenses                                 (3.52)      (3.52)      (3.46)      (3.32)      (3.45)
---------------------------------------------------------------------------------------------------------
Net income before tax and minority interest         1.43        1.50        1.54        1.57        1.46
Income tax                                         (0.36)      (0.36)      (0.40)      (0.43)      (0.42)
Net loss of minority interest                       0.01
---------------------------------------------------------------------------------------------------------
Net income                                          1.08%       1.14%       1.14%       1.14%       1.04%
=========================================================================================================

TABLE B

Changes in Net Income and Earnings per Common Share

                                                               1999                    1998                    1997
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per common share amounts)         DOLLARS     PER SHARE   Dollars     Per share    Dollars     Per share
----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock
 for prior year                                       $ 223,998    $   1.65    $ 201,215    $   1.50    $ 176,800       $   1.34
Increase (decrease) from changes in:
 Other operating income                                  95,200        0.70       37,264        0.28       39,126           0.30
 Net interest income                                     80,726        0.60       89,057        0.66      102,642           0.78
 Net loss of minority interest                            2,126        0.02          328
 Trading account profit                                  (5,235)      (0.04)        (281)                   3,826           0.03
 Gain on sale of investment securities                   (8,295)      (0.06)       6,665        0.05         (826)         (0.01)
 Income tax                                             (10,449)      (0.08)        (210)                  (3,584)         (0.03)
 Provision for loan losses                              (11,735)      (0.09)     (26,606)      (0.20)     (21,768)         (0.16)
 Operating expenses                                    (117,128)      (0.86)     (83,434)      (0.62)     (95,001)         (0.72)
----------------------------------------------------------------------------------------------------------------------------------
 Subtotal                                               249,208        1.84      223,998        1.67      201,215           1.53
 Change in average common shares*                                                              (0.02)                      (0.03)
----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                 $ 249,208        1.84    $ 223,998    $   1.65    $ 201,215       $   1.50
==================================================================================================================================

* Reflects the effect of the issuance of shares of common stock for the acquisitions completed, net of the shares repurchased, plus the shares issued through the Dividend Reinvestment Plan in the years presented. The average common shares outstanding for the years presented above were 135,585,634 for 1999, 135,532,086 for 1998, and 134,036,964 for 1997, after restating for the stock split effected in the form of a dividend of one share for each share outstanding on July 1, 1998.
--------------------------------------------------------------------------------

         The Corporation's financial results for 1999 continued its increasing trend. Net income amounted to $257.6 million, exceeding the $232.4 million reported in 1998 by $25.2 million or 10.9%, while earnings per common share
(EPS) for the year ended 1999 were $1.84, or 11.5% higher than the $1.65 reported for 1998.

         Popular, Inc.'s earnings in 1999 reflected an increase of $80.7 million in net interest income as well as a rise of $81.7 million in non-interest income. The increase in net interest income mostly resulted from the growth in average earning assets, particularly average loans, while the growth in non-interest income reflected our strategic objective of diversifying sources of revenue. These increases were tempered by an increase in operating expenses of $117.1 million, a higher provision for loan losses of $11.7 million and a rise of $10.4 million in income taxes. The increase in operating expenses reflected the Corporation's business growth and expansion, including the impact of the acquisitions performed in the latter part of 1998 and during 1999, while the higher provision was necessary to provide for the increased levels in the loan portfolio, net charge-offs and non-performing assets.

         The Corporation's return on average assets (ROA) for 1999 was 1.08% compared with 1.14% in 1998, while the return on common stockholders' equity was 15.45% in 1999 compared with 15.41% in 1998. Table A presents a five-year summary of the components of net income as a percentage of average assets.

         Total assets amounted to $25.5 billion at December 31, 1999, compared with $23.2 billion a year earlier. Loans were $14.9 billion at December 31, 1999, an increase of 14.0% compared with $13.1 billion at the same date in 1998. Loan growth was led by increases in the commercial and mortgage loan portfolios.

         Total deposits amounted to $14.2 billion as of December 31, 1999, compared with $13.7 billion at the same date in 1998. The rise in deposits was principally reflected in time deposits.

         Stockholders' equity totaled $1.66 billion at December 31, 1999 compared with $1.71 billion a year earlier. At December 31, 1999, the market value and book value per share of the Corporation's common stock was $27.94 and $11.51, respectively, compared with $34.00 and $11.86 at the same date in 1998.

         On August 12, 1999, the Board of Directors declared a quarterly cash dividend of $0.16 per common share for the third quarter of 1999. This represented a 14.3% increase over the $0.14 per share paid in previous quarterly cash dividends.

         Most of the acquisitions completed in the past years involved the payment of a premium which is being amortized over periods ranging from 4 to 15 years. Cash-based earnings, net income adjusted for the impact of such amortization, may be more indicative of the Corporation's ability to generate income. This method of presentation is not in accordance with generally accepted accounting principles and is included here for illustrative purposes only.

TABLE C

Selected Financial Data


--------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                         1999               1998                  1997
--------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENTS
  Interest income                                               $   1,851,670        $  1,651,703       $  1,491,303
  Interest expense                                                    897,932             778,691            707,348
--------------------------------------------------------------------------------------------------------------------
  Net interest income                                                 953,738             873,012            783,955
  Securities and trading (losses) gains                                  (944)             12,586              6,202
  Operating income                                                    373,860             278,660            241,396
  Operating expenses                                                  837,482             720,354            636,920
  Provision for loan losses                                           148,948             137,213            110,607
  Net loss of minority interest                                         2,454                 328
  Income tax                                                           85,120              74,671             74,461
  Dividends on preferred stock of BPPR
  Cumulative effect of accounting changes
--------------------------------------------------------------------------------------------------------------------
     Net income                                                 $     257,558        $    232,348       $    209,565
====================================================================================================================
     Net income applicable to common stock                      $     249,208        $    223,998       $    201,215
====================================================================================================================
PER COMMON SHARE DATA(*)
  Net income (basic and diluted)                                $        1.84        $       1.65       $       1.50
  Dividends declared                                                     0.60                0.50               0.40
  Book value                                                            11.51               11.86              10.37
  Market price                                                          27.94               34.00              24.75
  Outstanding shares:
   Average                                                        135,585,634         135,532,086        134,036,964
   End of period                                                  135,654,292         135,637,327        135,365,408

AVERAGE BALANCES
  Net loans                                                     $  13,901,290        $ 11,930,621       $ 10,548,207
  Earning assets                                                   22,244,959          19,261,949         17,409,634
  Total assets                                                     23,806,372          20,432,382         18,419,144
  Deposits                                                         13,791,338          12,270,101         10,991,557
  Subordinated notes                                                  125,000             125,000            125,000
  Preferred beneficial interest in Popular North America's
   junior subordinated deferrable interest debentures
   guaranteed by the Corporation                                      150,000             150,000            122,877
  Total stockholders' equity                                        1,712,792           1,553,258          1,370,984

PERIOD END BALANCES
  Net loans                                                     $  14,907,754        $ 13,078,795       $ 11,376,607
  Allowance for loan losses                                           292,010             267,249            211,651
  Earning assets                                                   23,754,620          21,591,950         18,060,998
  Total assets                                                     25,460,539          23,160,357         19,300,507
  Deposits                                                         14,173,715          13,672,214         11,749,586
  Subordinated notes                                                  125,000             125,000            125,000
  Preferred beneficial interest in Popular North America's
   junior subordinated deferrable interest debentures
   guaranteed by the Corporation                                      150,000             150,000            150,000
  Total stockholders' equity                                        1,660,986           1,709,113          1,503,092

SELECTED RATIOS
  Net interest yield (taxable equivalent basis)                          4.65%               4.91%              4.84%
  Return on average total assets                                         1.08                1.14               1.14
  Return on average common stockholders' equity                         15.45               15.41              15.83
  Dividend payout ratio to common stockholders                          31.56               28.42              25.19
  Efficiency ratio                                                      63.08               62.55              62.12
  Overhead ratio                                                        48.71               49.15              49.66
  Tier I capital to risk-adjusted assets                                10.17               10.82              12.17
  Total capital to risk-adjusted assets                                 12.29               13.14              14.56

* Per share data is based on the average number of shares outstanding during the periods, except for the book value which is based on total shares at the end of the periods. All per share data has been adjusted to reflect two stock splits effected in the form of a dividend on July 1, 1998 and July 1, 1996.


                                                     Year ended December 31,
------------------------------------------------------------------------------------------------------------------
      1996             1995             1994            1993               1992           1991             1990
------------------------------------------------------------------------------------------------------------------
$  1,272,853     $  1,105,807     $    887,141     $    772,136     $    740,354     $    794,943     $    565,807
     591,540          521,624          351,633          280,008          300,135          387,134          281,561
------------------------------------------------------------------------------------------------------------------
     681,313          584,183          535,508          492,128          440,219          407,809          284,246
       3,202            7,153              451            1,418              625           19,376               91
     202,270          166,185          140,852          123,762          123,879          112,398           70,865
     541,919          486,833          447,846          412,276          366,945          345,738          229,563
      88,839           64,558           53,788           72,892           97,633          121,681           53,033

      70,877           59,769           50,043           28,151           14,259            6,793            9,240
                                           385              770              770              807
                                                          6,185

------------------------------------------------------------------------------------------------------------------
$    185,150     $    146,361     $    124,749     $    109,404     $     85,116     $     64,564     $     63,366
==================================================================================================================
$    176,800     $    138,011     $    120,504     $    109,404     $     85,116     $     64,564     $     63,366
==================================================================================================================

$       1.34     $       1.05     $       0.92     $       0.84     $       0.70     $       0.54     $       0.79
        0.35             0.29             0.25             0.23             0.20             0.20             0.20
        8.80             7.91             6.87             6.38             5.76             5.25             4.92
       16.88             9.69             7.04             7.75             7.57             4.82             4.00

 132,044,624      131,632,600      131,192,972      130,804,944      121,845,976      120,142,404       80,467,880
 132,177,012      131,794,544      131,352,512      130,929,692      130,619,456      120,375,408      119,769,624

$  9,210,964     $  8,217,834     $  7,107,746     $  5,700,069     $  5,150,328     $  5,302,189     $  3,377,463
  15,306,311       13,244,170       11,389,680        9,894,662        8,779,981        8,199,195        5,461,938
  16,301,082       14,118,183       12,225,530       10,683,753        9,528,518        8,944,357        5,836,749
  10,461,796        9,582,151        8,837,226        8,124,885        7,641,123        7,198,187        5,039,422
     147,951           56,850           56,082           73,967           85,585           94,000           50,000

   1,193,506        1,070,482          924,869          793,001          668,990          610,641          407,611

$  9,779,028     $  8,677,484     $  7,781,329     $  6,346,922     $  5,252,053     $  5,195,557     $  5,365,917
     185,574          168,393          153,798          133,437          110,714           94,199           89,335
  15,484,454       14,668,195       11,843,806       10,657,994        9,236,024        8,032,556        8,219,279
  16,764,103       15,675,451       12,778,358       11,513,368       10,002,327        8,780,282        8,983,624
  10,763,275        9,876,662        9,012,435        8,522,658        8,038,711        7,207,118        7,422,711
     125,000          175,000           50,000           62,000           74,000           94,000           94,000

   1,262,532        1,141,697        1,002,423          834,195          752,119          631,818          588,884

        4.77%            4.74%            5.06%            5.50%            6.11%            5.97%            6.30%
        1.14             1.04             1.02             1.02             0.89             0.72             1.09
       16.17            14.22            13.80            13.80            12.72            10.57            15.55
       24.63            26.21            27.20            25.39            28.33            34.13            25.33
       61.33            64.88            66.21            66.94            65.05            66.46            64.65
       49.38            53.66            57.24            58.34            55.07            52.47            55.80
       11.63            11.91            12.85            12.29            12.88            11.01            10.10
       14.18            14.65            14.25            13.95            14.85            13.35            12.74

TABLE D

Net Interest Income - Taxable Equivalent Basis


----------------------------------------------------------------------------------------------------------------------------------
                                                   Year ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
 (Dollars in millions)                                                                            (In thousands)
                                                                                                                    Variance
       Average Volume          Average Yields                                         Interest                  Attributable to
   1999    1998   Variance  1999    1998  Variance                               1999        1998     Variance    Rate      Volume
--------------------------------------------------                             ---------------------------------------------------
$   681  $   754  $  (73)   4.91%   4.88%   0.03%  Money market investment      $  33,434 $   36,781  $ (3,347) $ (1,111) $ (2,236)
  7,349    6,290   1,059    6.79    7.13   (0.34)  Investment securities          499,046    448,426    50,620   (18,929)   69,549
    314      287      27    6.56    6.60   (0.04)  Trading                         20,584     18,943     1,641      (110)    1,751
--------------------------------------------------                             ---------------------------------------------------
  8,344    7,331   1,013    6.63    6.88   (0.25)                                 553,064    504,150    48,914   (20,150)   69,064
--------------------------------------------------                             ---------------------------------------------------
                                                   Loans:
  6,378    5,221   1,157    9.13    9.24   (0.11)    Commercial and construction  582,571    482,234   100,337    (5,358)  105,695
    690      628      62   12.50   12.73   (0.23)    Leasing                       86,291     79,929     6,362    (1,494)    7,856
  3,605    3,000     605    8.04    8.57   (0.53)    Mortgage                     289,757    256,902    32,855   (16,590)   49,445
  3,228    3,082     146   13.06   12.97    0.09     Consumer                     421,711    399,784    21,927      (569)   22,496
--------------------------------------------------                             ---------------------------------------------------
 13,901   11,931   1,970    9.93   10.22   (0.29)                               1,380,330  1,218,849   161,481   (24,011)  185,492
--------------------------------------------------                             ---------------------------------------------------
$22,245  $19,262  $2,983    8.69%   8.95%  (0.26)% TOTAL EARNING ASSETS        $1,933,394 $1,722,999  $210,395  $(44,161) $254,556
================================================== Interest bearing deposits:  ===================================================
$ 1,746  $ 1,460  $  286    3.08%   3.35%  (0.27)% NOW and money market        $   53,687 $   48,846  $  4,841  $ (3,922) $  8,763
  4,132    3,761     371    2.91    3.06   (0.15)  Savings                        120,259    114,958     5,301    (6,432)   11,733
  4,874    4,437     437    5.71    5.58    0.13   Time deposits                  278,269    247,688    30,581    12,989    17,592
--------------------------------------------------                             ---------------------------------------------------
 10,752    9,658   1,094    4.21    4.26   (0.05)                                 452,215    411,492    40,723     2,635    38,088
--------------------------------------------------                             ---------------------------------------------------
  5,993    4,623   1,370    5.30    5.45   (0.15)  Short-term borrowings          317,646    251,724    65,922    (6,514)   72,436
  1,833    1,646     187    6.99    7.01   (0.02)  Medium and long-term debt      128,071    115,475    12,596      (203)   12,799
--------------------------------------------------                             ---------------------------------------------------
                                                   TOTAL INTEREST BEARING
 18,578   15,927   2,651    4.83    4.89   (0.06)    LIABILITIES                  897,932    778,691   119,241    (4,082)  123,323

  3,039    2,612     427                           Demand deposits
    628      723     (95)                          Other sources of funds
--------------------------------------------------
$22,245  $19,262  $2,983    4.04%   4.04%  (0.00%)
==================================================

                            4.65%   4.91%  (0.26%) NET INTEREST MARGIN AND
                            ======================   NET INTEREST INCOME        1,035,462    944,308    91,154  $(40,079) $131,233
                            3.86%   4.06%  (0.20%) NET INTEREST SPREAD                                          ==================
                            ======================

                                                   TAXABLE EQUIVALENT
                                                     ADJUSTMENT                    81,724     71,296    10,428
                                                                               -------------------------------
                                                   NET INTEREST INCOME         $  953,738 $  873,012  $ 80,726
                                                                               ===============================

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.
------------------------------------------------------------------------------

Cash-based earnings              1999             1998          Change %
------------------------------------------------------------------------------
(Dollars in thousands)

Net income                  $  257,558       $  232,348         10.9%
Add: Amortization
 of intangibles                 31,788           27,860         14.1
Less:  Tax effect               (1,537)          (2,146)       (28.4)
------------------------------------------------------------------------------
Cash-based earnings         $  287,809       $  258,062         11.5%
==============================================================================

         The Corporation's transition to the Year 2000 occurred without experiencing any significant problems in its computer systems and other date sensitive operating equipment, and business is proceeding as usual throughout all its subsidiaries. The ATM network and point-of-sale (POS) terminals, as well as all branches continue operating normally after the commencement of the Year 2000. The Corporation will continue to monitor other critical dates in the future to fulfill this corporate-wide effort that actively began in 1997.

         Further discussion of operating results and the Corporation's financial condition is presented in the following narrative and tables. In addition, Table C provides selected financial data for the past 10 years.

         This report contains certain forward-looking statements with respect to the adequacy of the allowance for loan losses, the Corporation's market risk and the effect of legal proceedings on


                                               Year ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                            (In thousands)
                                                                                                                     Variance
       Average Volume        Average Yields                                                  Interest            Attributable to
  1998     1997   Variance  1998    1997  Variance                             1998            1997    Variance   Rate    Volume
--------------------------------------------------                             ---------------------------------------------------
$   754  $   632  $  122    4.88%   5.36%  (0.48)%  Money market investment    $    36,781 $   33,923  $  2,858 $ (4,049) $  6,907
  6,290    5,928     362    7.13    6.90    0.23    Investment securities          448,426    409,127    39,299   13,629    25,670
    287      302     (15)   6.60    6.55    0.05    Trading                         18,943     19,769      (826)     123      (949)
--------------------------------------------------                             ---------------------------------------------------
  7,331    6,862     469    6.88    6.75    0.13                                   504,150    462,819    41,331    9,703    31,628
--------------------------------------------------                             ---------------------------------------------------
                                                    Loans:
  5,221    4,427     794    9.24    9.26   (0.02)    Commercial and construction   482,234    409,965    72,269   (1,092)   73,361
    628      554      74   12.73   12.99   (0.26)    Leasing                        79,929     72,029     7,900   (1,454)    9,354
  3,000    2,699     301    8.57    8.54    0.03     Mortgage                      256,902    230,601    26,301      561    25,740
  3,082    2,868     214   12.97   13.07   (0.10)    Consumer                      399,784    374,872    24,912   (8,767)   33,679
--------------------------------------------------                              --------------------------------------------------
 11,931   10,548   1,383   10.22   10.31   (0.09)                                1,218,849  1,087,467   131,382  (10,752)  142,134
--------------------------------------------------                              --------------------------------------------------
$19,262  $17,410  $1,852    8.95%   8.90%   0.05%   TOTAL EARNING ASSETS        $1,722,999 $1,550,286  $172,713 $ (1,049) $173,762
==================================================  Interest bearing deposits:  ==================================================
$ 1,460  $ 1,281  $  179    3.35%   3.35%   0.00%   NOW and money market        $   48,846 $   42,917  $  5,929 $    (78) $  6,007
  3,761    3,393     368    3.06    3.08   (0.02)   Savings                        114,958    104,404    10,554   (1,161)   11,715
  4,437    4,024     413    5.58    5.45    0.13    Time deposits                  247,688    219,207    28,481    1,258    27,223
--------------------------------------------------                              --------------------------------------------------
  9,658    8,698     960    4.26    4.21    0.05                                   411,492    366,528    44,964       19    44,945
--------------------------------------------------                              --------------------------------------------------
  4,623    4,281     342    5.45    5.55   (0.10)   Short-term borrowings          251,724    237,738    13,986   (3,978)   17,964
  1,646    1,593      53    7.01    6.47    0.54    Medium and long-term debt      115,475    103,082    12,393    8,277     4,116
--------------------------------------------------  TOTAL INTEREST BEARING      --------------------------------------------------
 15,927   14,572   1,355    4.89    4.85    0.04      LIABILITIES                  778,691    707,348    71,343    4,318    67,025

  2,612    2,294     318                            Demand deposits
    723      544     179                            Other sources of funds
--------------------------------------------------
$19,262  $17,410  $1,852    4.04%   4.06%  (0.02)%
==================================================

                            4.91%   4.84%   0.07%   NET INTEREST MARGIN AND
                            ======================    NET INTEREST INCOME          944,308    842,938   101,370  $(5,367) $106,737
                            4.06%   4.05%   0.01%   NET INTEREST SPREAD                                          =================
                            ======================  TAXABLE EQUIVALENT
                                                      ADJUSTMENT                    71,296     58,983    12,313
                                                                                -------------------------------
                                                    NET INTEREST INCOME          $ 873,012   $783,955   $89,057
                                                                                ===============================

the Corporation's financial condition and results of operations. These forward-looking statements involve certain risks, uncertainties, estimates and assumptions by management. Various factors could cause actual results to differ from those contemplated by such forward-looking statements.

EARNINGS ANALYSIS

NET INTEREST INCOME

Net interest income represents the excess of interest income generated by the Corporation's earning assets over the interest expense on deposits and borrowed funds. It is the main source of earnings of Popular, Inc. The level of net interest income is primarily determined by variations in the volume and mix of earning assets and interest bearing liabilities and changes in their related yields and costs. The latter is principally affected by the repricing characteristics of these assets and liabilities and the prevailing interest rate environment.

         During the period from 1997 to 1999, the average key index rates, which impact most financial instruments of the Corporation, were as follows:

                          1999      1998    1997
---------------------------------------------------
Prime rate               8.00%      8.35%      8.44%
Fed funds rate           4.95       5.35       5.49
3-month LIBOR            5.42       5.56       5.74
3-month Treasury         4.76       4.89       5.19
2-year Treasury          5.42       5.12       5.97
FNMA 30-year             7.66       7.11       7.90

         As further discussed in the Risk Management section, the Corporation has a comprehensive set of policies and procedures that are utilized to monitor and control the risk associated with the composition and repricing of its earning assets and interest bearing liabilities.

         Net interest income for the year ended December 31, 1999 amounted to $953.7 million, compared with $873.0 million reported in 1998. This represents a 9.2% increase over prior year's results. In 1997, net interest income totaled $784.0 million.

         Table D presents the different components of net interest income segregated by its major categories. The Corporation's investment and loan portfolios include assets that derive tax-exempt interest income. In order to present the data on a comparable basis, the interest income generated by these assets has been converted to a taxable equivalent basis, using the applicable statutory income tax rates. This adjustment amounted to $81.7 million in 1999, $71.3 million in 1998 and $59.0 million in 1997. The increase in this adjustment experienced during the past years was mostly due to a higher average volume of exempt investments. As a percentage of average earning assets this adjustment has remained relatively stable, averaging 37 basis points in 1999 and 1998 and 34 basis points in 1997.

         The increase of $91.2 million in net interest income, on a taxable equivalent basis, in 1999 was the net effect of a positive variance of $131.2 million due to a higher volume of average earning assets and a negative variance of $40.0 million due to a lower net interest margin. The increase of $101.4 million in net interest income, on a taxable equivalent basis, from 1997 to 1998 was the result of a positive variance of $106.7 million due to a higher volume of earning assets and a negative variance of $5.3 million due to changes in average yields and costs. In 1998, the variance due to volume was mostly due to a higher volume of loans. The variance due to yields was the result of a lower average yield on loans and a higher cost of interest bearing liabilities, partially offset by a higher yield on investments and a higher volume of non-interest bearing funds. As a result of the above, the Corporation's net interest margin, on a taxable equivalent basis, improved by seven points to 4.91% in 1998, from 4.84% in 1997.

         The rise in net interest income in 1999 was mostly due to the increase of $3.0 billion or 15.5% experienced in average earning assets from 1998. This increase resulted mainly from the growth of $2.0 billion in the average loan portfolio. Commercial and mortgage loans accounted for 89.4% of the increase in the average loan balance. The increase resulted from the Corporation's sustained business growth and the aggressive marketing campaign to attract mortgage loans. Also, a boom in the construction business in Puerto Rico has increased the family units available in the market, which coupled with the relatively low level of interest rates contributed to the rise in mortgage loans. In addition, the acquisition during the last quarter of 1998 of banking businesses in Illinois, California and the Dominican Republic contributed to the increase in the average loan balance as of December 31, 1999. The yield on average loans decreased by 29 basis points during 1999. This is primarily related to the lower yield generated by mortgage loans as a result of the increase in that portfolio, both new and refinanced loans, and the lower yield on commercial loans due to an environment of lower interest rates as compared with 1998.

         As shown in Table D, the average volume of the investment portfolio increased by $1.0 billion principally related to greater arbitrage activity during the year. The category that increased the most was U.S. Agency securities, which increased by $1.6 billion over the average balance in 1998. The income derived from these securities is exempt for income tax purposes in Puerto Rico. The average interest yield on investment securities decreased by 34 basis points to 6.79%, from 7.13% reported in 1998, mostly as a result of the lower market rates.

         As a result of the decreases in the average yield on loans and investment securities, and the changes in the mix of these portfolios, the average yield on earning assets decreased 26 basis points to 8.69% in 1999.

         Average interest bearing deposits experienced an 11.3% increase during the current year, while average non-interest bearing deposits grew by 16.3%. The rise was mostly related to the increase in time deposits, mainly retail deposits, and average demand deposits. Also, average savings, NOW and money market deposits experienced growth when compared with 1998. Table L presents a detail of average deposits by category. The average cost of interest bearing deposits decreased by five basis points compared with 1998. The decrease in the average cost of interest bearing deposits relates to the lower cost in savings accounts, NOW and money market deposits primarily related to the lower interest rate environment, partially offset by a higher cost in time deposits due in part to the higher cost of longer term money and an increase in rates during the latter part of the year.

         The increase in the average balance of short-term borrowings, which are mainly comprised of Fed funds, repurchase agreements and commercial paper, was primarily used to fund the growth in the investment portfolio.

TABLE E

Non-Interest Income

                                                          Year ended December 31,
-------------------------------------------------------------------------------------------------------------------------
                                                                                                               Five-Year
(Dollars in thousands)                      1999         1998            1997          1996            1995       C.G.R.
-------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts      $118,187       $103,732       $ 94,141       $ 85,846       $ 78,607       10.50%
-------------------------------------------------------------------------------------------------------------------------
Other service fees:
  Credit card fees and discounts           49,233         36,038         29,437         23,735         20,676       21.47
  Debit card fees                          22,785         17,702         15,768         10,430          5,425       48.22
  Sale and administration of
     investment products                   17,452         11,890          9,557          5,384          2,999       71.10
  Check cashing fees                       11,999          2,631            414            482
  Mortgage servicing fees, net of
     amortization                          11,300          9,131          9,129          7,534          5,956       37.48
  Trust fees                                9,928          8,873          6,799          6,174          5,851       13.99
  Processing fees                           8,312
  Credit life insurance fees                6,903          8,690          9,537          7,955          5,766        7.14
  Other fees                               31,815         21,620         18,009         15,377         17,052       14.89
-------------------------------------------------------------------------------------------------------------------------
        Total other service fees          169,727        116,575         98,650         77,071         63,725       27.07
-------------------------------------------------------------------------------------------------------------------------
Other income                               85,946         58,353         48,605         39,353         23,853       36.88
-------------------------------------------------------------------------------------------------------------------------
        Total                            $373,860       $278,660       $241,396       $202,270       $166,185       21.56%
=========================================================================================================================
Non-interest income
  to average assets                          1.57%          1.36%          1.31%          1.24%          1.18%
Non-interest income
  to operating expenses                     44.64          38.68          37.90          37.32          34.14
=========================================================================================================================

         During the last few months of 1999, the cost of short-term financing in the money markets increased substantially compared with the rates more closely controlled by the Fed. This had an adverse effect on the Corporation's cost of funds primarily during the last quarter, as money market rates increased more than was expected as a result of a tightening policy by the Fed in November. Management believes that this increase was due primarily to substantially greater demand for funding maturing over the year-end, due to Y2K risk. After the year-end, money market rates reverted to more normal levels relative to Fed policy.

         The Corporation's net interest margin, on a taxable equivalent basis, decreased by 26 basis points as a result of the decrease of 26 basis points experienced in the average yield on earning assets, the increase in relatively high cost funding sources, and to a lesser extent, the impact of the Y2K factor as explained above.

PROVISION FOR LOAN LOSSES

         The provision for loan losses reflects management's assessment of the adequacy of the allowance for loan losses to cover losses inherent in the loan portfolio after taking into account the net charge-offs for the current period and loan impairment. The provision for loan losses in 1999 was $148.9 million, exceeding net charge-offs in 1999 by $24.2 million, compared with a provision of $137.2 million in 1998 and $110.6 million in 1997. The increase in the provision for 1999 is primarily the result of a rise in the Corporation's loan portfolio, increases in net charge-offs and non-performing assets, and current and expected economic conditions.

         Please refer to the Credit Risk Management and Loan Quality section for a more detailed analysis of the allowance for loan losses, net charge-offs, and credit quality statistics.

NON-INTEREST INCOME

Non-interest income has become an increasingly important contributor to the growth in the Corporation's revenues. The Corporation has increased its other income by expanding the range of services offered to customers and by building more customer relationships, taking advantage of its technological leadership in the Island and its expansion within and outside Puerto Rico. As shown in Table E, non-interest income, excluding securities and trading gains, grew to $373.9 million in 1999, an increase of $95.2 million or 34.2% from the amount reported in 1998. In 1997, these revenues totaled $241.4 million. As a percentage of average assets, these revenues

TABLE F

Operating Expenses


                                                                    Year ended December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Five-Year
(Dollars in thousands)                      1999           1998           1997          1996            1995        C.G.R.
---------------------------------------------------------------------------------------------------------------------------
Salaries                                  $289,995       $247,590       $211,741       $185,946       $172,504        12.49%
Pension and other benefits                  72,820         67,743         69,468         64,609         57,568         9.84
Profit sharing                              23,881         22,067         25,684         22,692         19,003         4.45
---------------------------------------------------------------------------------------------------------------------------
 Total personnel costs                     386,696        337,400        306,893        273,247        249,075        11.37
---------------------------------------------------------------------------------------------------------------------------
Equipment expenses                          88,334         75,302         66,446         57,186         47,854        15.91
Professional fees                           67,955         58,087         46,767         36,953         28,677        20.27
Net occupancy expense                       60,814         48,607         39,617         36,899         32,850        16.42
Business promotion                          45,938         39,376         33,569         26,229         17,801        23.07
Communications                              43,146         36,941         33,325         26,470         23,106        16.27
Other taxes                                 33,290         32,191         30,283         23,214         20,872        10.94
Amortization of intangibles                 31,788         27,860         22,874         18,054         20,204        12.04
Printing and supplies                       20,709         17,604         15,539         11,964         11,069        18.62
Other operating expenses:
 Transportation and travel                  10,426          7,968          7,186          5,852          4,424        21.45
 FDIC assessment                             1,782          1,497          1,499          1,544         10,257       (37.93)
 All other                                  46,604         37,521         32,922         24,307         20,644        21.05
---------------------------------------------------------------------------------------------------------------------------
     Subtotal                              450,786        382,954        330,027        268,672        237,758        15.21
---------------------------------------------------------------------------------------------------------------------------
     Total                                $837,482       $720,354       $636,920       $541,919       $486,833        13.34%
===========================================================================================================================
Efficiency ratio                             63.08%         62.55%         62.12%         61.33%         64.88%
Personnel costs to average assets             1.62           1.65           1.67           1.68           1.76
Operating expenses to average assets          3.52           3.53           3.46           3.32           3.45
Assets per employee (in millions)         $   2.21       $   2.20       $   2.18       $   2.10       $   2.01
---------------------------------------------------------------------------------------------------------------------------

represented 1.57%, 1.36% and 1.31% for 1999, 1998 and 1997, respectively. The sustained increase in most categories in recent years has helped to consistently improve the ratio of non-interest income to operating expenses from 34.14% in 1995 to 44.64% in 1999.

         Service charges on deposit accounts grew to $118.2 million for the year ended December 31, 1999, an increase of 13.9% over the amount reported in 1998. The increase from 1998 was primarily attributable to a higher volume of deposits, partly resulting from the Corporation's growth and expansion, the offering of new deposit accounts and revisions to the fee structure. Also, there was an increase in the volume of transactions with commercial accounts. In 1997 these revenues totaled $94.1 million. The increase of $9.6 million from 1997 to 1998, was mostly related to higher activity in commercial and retail accounts and a higher volume of deposits resulting from business expansion and acquisitions. Measured as a percentage of average deposits, service charges were 0.86% in 1999, 0.85% in 1998 and 0.86% in 1997.

         Other service fees increased $53.2 million or 45.6% from 1998. Higher credit card fees and discounts led this rise, growing $13.2 million from 1998, reflecting a higher portfolio level, increased fees and higher customer activity. The launching of Banco Popular American Express card in Puerto Rico in August 1998, as well as the growth of the credit card business in the U.S. mainland were critical to this rise. Also contributing to the growth in other service fees from 1998 were higher check cashing fees by $9.4 million, basically driven by the expansion of the Corporation's retail financial subsidiary in the United States. The $8.3 million in processing fees are associated to fees generated by GM Group, acquired in the second half of 1999. In addition, fees related to the sale and administration of investment products reflected growth, driven by the performance of the retail brokerage division of Popular Securities, which included the issuance of the Puerto Rico Investors Tax-Free Fund VI and the Puerto Rico Flexible Allocation Fund.

         The growth in debit card fees reflected higher rental income from POS terminals and interchange income, and the sustained growth in the volume of transactions. Average monthly transactions increased to 5,155,000 in December 1999 from 4,010,000 in December 1998. The number of POS terminals increased 17.9% to 22,163 as of December 1999, from 18,794 a year earlier. Other service fees categories also reflected growth, as further detailed in Table E, partly driven by the subsidiaries acquired during the second half of 1998. Partially offsetting these rises were lower credit life insurance fees resulting from the enactment of a statute during 1999 that requires financial institutions in Puerto Rico to reimburse the unearned portion of the credit life insurance fee collected if the loan is prepaid. In 1997 other service fees amounted to $98.7 million. The increase of $17.9 million from 1997 to 1998, was primarily attributable to higher credit card fees, higher fees related to the sale and administration of investment products, and increases in trust fees and debit card fees.

         Other service fees have experienced a compounded growth rate of 27.1% over the last five years and have been an increasingly important component of non-interest income. They represented 45.4% of non-interest income in 1999, compared with 38.3% in 1995.

         Other operating income in 1999 amounted to $85.9 million, 47.3% higher than the amount reported in 1998. The increase in other income was fueled by $7.2 million in fees earned from the Corporation's investment in TELPRI, beginning in March 1999. Also contributing to the rise were $5.6 million in fees earned by GM Group and increases in gains on sale of SBA and mortgage loans. During the last quarter of 1999, BPPR sold $39 million in SBA loans, realizing a $2.5 million gain on the transaction. Also, during 1999 Equity One securitized $320 million in loans, which resulted in pre-tax gains of $7.9 million. In 1997 other operating income totaled $48.6 million. The increase of $9.7 million from 1997 to 1998, was mostly due to a loss on the sale of a real estate asset recorded in 1997, higher investment banking fees and higher revenues derived from the daily rental business.

SECURITIES AND TRADING GAINS/LOSSES
During 1999, the Corporation sold $168 million in investment securities available-for-sale as part of its asset/liability strategy, realizing a net gain of $0.6 million. In 1998, $923 million of the investment securities available-for-sale were sold for a net gain of $8.9 million, including gains of $4.3 million on the sale of equity securities by Popular, Inc.'s holding company. Trading account activities for the year ended December 31, 1999, resulted in losses of $1.6 million compared with profits of $3.7 million in 1998.

OPERATING EXPENSES
The Corporation's operating expenses for the year ended December 31, 1999 were $837.5 million, representing an increase of $117.1 million or 16.3% over the previous year. Operating expenses for 1997 totaled $636.9 million. As a percentage of average assets, operating expenses maintained their level at 3.52% in 1999 compared with 3.53% in 1998 and 3.46% in 1997. The acquisitions performed during the latter part of 1998 in the Dominican Republic and in 1999 in Puerto Rico accounted for approximately $38.8 million of the increase in 1999. Also, the acquisitions of the banking operations in Illinois and California during the latter part of 1998, contributed to the increase in operating expenses. Table F presents a detail of operating expenses for the last five years.

         Personnel expenses, the largest category of operating expenses, increased $49.3 million during 1999, or 14.6% from $337.4 million in 1998. Salaries, its main component, rose 17.1% primarily as a result of increased employment levels due to acquired operations, business expansion, incentive compensation, annual merit increases and additional personnel hired for the Y2K project. Full-time equivalent employees increased to 11,501 at December 31, 1999 from 10,549 at the end of 1998. The ratio of assets per employee remained at $2.21 million in 1999 from $2.20 million in 1998, while personnel costs as a percentage of average assets decreased slightly to 1.62% from 1.65% in 1998.

         Employee benefits, including profit sharing expense, rose $6.9 million or 7.7% to $96.7 million in 1999, compared with $89.8 million in 1998 and $95.2 million in 1997. The rise in fringe benefits was primarily related to increases in the costs of post-retirement health benefits, medical plan costs and higher payroll tax expenses resulting from the increase in salaries. Partially offsetting these increases was a decline in pension costs, mostly resulting from an improvement in the expected return of the pension plan assets. Furthermore, profit sharing expense rose $1.8 million, as a result of stronger profitability ratios at BPPR.

         Personnel expenses totaled $306.9 million in 1997. The increase of $30.5 million from 1997 to 1998, was reflected in salaries, which increased $35.8 million, mainly resulting from increased employment levels due to acquisitions and business expansion, annual merit increases and incentive compensation. Employee benefits, including profit sharing, decreased $5.3 million as a result of lower pension plan costs due to a higher return on the pension plan assets, and a decrease in profit sharing expense because of an amendment to the profit sharing plan to encourage stronger profitability ratios.

         Operating expenses, excluding personnel costs, totaled $450.8 million for the year ended December 31, 1999, compared with $383.0 million in 1998. The increase from 1998 includes the impact of the operations acquired during the latter part of 1998 and in 1999. Equipment and communications expenses grew a combined $19.2 million or 17.1% in 1999. Net occupancy expenses rose $12.2 million or 25.1% from 1998. These increases were mostly due to investments required to support the growth of the Corporation's business activity, geographical expansion and the impact of the operations acquired. The expansion of the electronic payment system and network of POS terminals contributed to the rise in these expense categories. Since the end of 1998, the Corporation had increased its automated teller machine (ATM) network by 35 machines, and 3,369 POS terminals had been added to its electronic delivery system. By the end of 1999, the Corporation owned 609 ATMs and 22,163 POS terminals. The rise in professional fees of $9.9 million when compared with 1998, reflected the expenditures associated with consulting and technical support fees related to the expansion of the business and expenses corresponding to the operations acquired as described before.

         Business promotion rose $6.6 million or 16.7% in 1999, mainly due to a new institutional advertising campaign launched in Puerto Rico for Banco Popular and also due to the marketing efforts to expand the mortgage banking business in Puerto Rico and the retail banking business in the Dominican Republic. The rise of $11.8 million in other operating expenses was mostly related to higher interchange and processing expenses on credit cards, as a result of the growth of the credit card business, and to rises in other expenses such as travelling costs associated with the Corporation's expansion, and expenses related to foreclosed properties. The amortization of intangibles also reflected an increase of $3.9 million related to the premiums paid on the operations acquired in the latter part of 1998 and during 1999.

         In 1997, operating expenses, excluding personnel costs, were $330.0 million. The increase of $52.9 million from 1997 to 1998, was mostly reflected in professional fees, net occupancy expenses, equipment expenses, business promotion and the amortization of intangibles. The rise in most of these categories reflected the Corporation's growth and expansion, and also included the impact of the operations acquired in the latter part of 1998.

INCOME TAX EXPENSE

Income tax expense for the year ended December 31, 1999, was $85.1 million compared with $74.7 million in 1998 and $74.5 million in 1997. The increase in 1999 was primarily due to higher pre-tax earnings for the current year and the reversal of $1.7 million of a valuation allowance related to a deferred tax asset that became realizable in 1999 as compared with $4.0 million realized in 1998. This increase was partially offset by higher benefits resulting from higher net tax-exempt interest income.

         The effective tax rate increased to 25.0% in 1999, from 24.3% in 1998 and 26.2% in 1997. The difference between the effective tax rates and the maximum statutory tax rate for the Corporation, which is 39%, is primarily due to the interest income earned on certain investments and loans which is exempt from income tax, net of the disallowance of related expenses attributable to the exempt income.

         Please refer to Note 22 to the consolidated financial statements for additional information on income taxes.

IMPACT OF THE YEAR 2000 ISSUE

The Corporation, after being actively engaged for the past two years in modifying and testing its computer systems, as well as ensuring that customers and business partners did likewise, completed successfully the rollover to the Year 2000. This was accomplished without operational problems or business disruptions. All our systems and equipment worked as usual on the critical dates of January 1, 2 and 3 and thereafter. Contingency plans did not have to be activated and the deposit balances were not affected despite concerns by some outside parties. This demonstrated the success of our Year 2000 project and our communication campaign. However, the Corporation's contingency plans developed to support critical business processes in case an unforeseen hardware or software failure occurs were completed and tested and are still in place.

COSTS TO ADDRESS THE YEAR 2000 ISSUE

The principal costs of the Year 2000 project were those related with the renovation and validation phases. The major part of these expenses was met from the existing resources through the deferral of technology projects and the use of existing technical personnel. The remainder represented incremental costs.

         The incremental costs were mainly related to additional programmers and other skilled technical personnel, external consultants used in specific tasks during the project, and scheduled upgrades to the equipment that were accelerated due to the Year 2000 issue. The Corporation funded its project through operating cash flows. The incremental costs and the impact of the deferral of technology development initiatives were not material to the financial condition and results of operations of 1998 or 1999.

         The total incremental costs of achieving Year 2000 compliance were approximately $10.2 million over the two-year period ended on December 31, 1999. Of this total, $3.6 million was related to consultants contracted, $4.0 million to additional technical employees hired, $1.4 million to new hardware and software acquired and $1.2 million to communication and other miscellaneous expenses. The $10.2 million spent over the life of the project included $5.2 million in 1998 and $5.0 million in 1999.

STATEMENT OF CONDITION ANALYSIS

The Corporation's total assets as of December 31, 1999 reached $25.5 billion, representing an increase of $2.3 billion or 9.9% compared with $23.2 billion a year earlier and $19.3 billion in 1997.

TABLE G

Loans Ending Balances

                                                                As of December 31,
----------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Five-Year
(In thousands)                           1999           1998               1997           1996            1995       C.G.R.
----------------------------------------------------------------------------------------------------------------------------
Commercial, industrial and
 agricultural                       $ 6,656,411      $ 5,646,027      $ 4,637,409      $3,822,096      $3,205,031    18.13%
Construction                            247,288          257,786          250,111         200,083         215,835     8.93
Lease financing                         728,644          645,280          581,927         516,001         498,750    10.21
Mortgage*                             3,933,663        3,351,748        2,833,896       2,576,887       2,403,631    12.55
Consumer                              3,341,748        3,177,954        3,073,264       2,663,961       2,354,237     9.73
--------------------------------------------------------------------------------------------------------------------------
 Total                              $14,907,754      $13,078,795      $11,376,607      $9,779,028      $8,677,484    13.89%
==========================================================================================================================
*Includes loans held-for-sale
--------------------------------------------------------------------------------------------------------------------------

EARNING ASSETS

Earning assets at December 31, 1999 increased to $23.8 billion from $21.6 billion at December 31, 1998 and $18.1 billion at the same date in 1997.

         Money market investments, investment and trading securities amounted to $8.8 billion at December 31, 1999, representing an increase of $334 million when compared with $8.5 billion at December 31, 1998. The increase was mainly reflected in investment securities which totaled $7.6 billion at December 31, 1999, $378 million or 5.2% higher than $7.2 billion at December 31, 1998. This increase resulted mostly from an attractive environment for investments and arbitrage opportunities undertaken by the Corporation mostly through securities of U.S. Government agencies and corporations, which allowed the Corporation to generate additional revenues. Also, during 1999, $151 million in trading securities, mostly tax-exempt mortgage-backed securities, were reclassified to available-for-sale and held-to-maturity securities, as permitted by a new accounting pronouncement adopted by the Corporation during 1999. Please refer to
Note 1 to the consolidated financial statements for more details on this pronouncement.

         As shown in Table G, the Corporation continued to experience growth in its loan portfolio during 1999. Total loans increased $1.8 billion or 14.0% from December 31, 1998. Commercial and mortgage loans, which accounted for the largest increases in the portfolio, rose $1.0 billion and $582 million, respectively. This growth in the commercial loan portfolio resulted principally from the continued marketing efforts directed to the retail and middle market, the sustained growth in Puerto Rico and the expansion in the United States.

         The rise in the mortgage loan portfolio was principally attained in Puerto Rico with an increase of $385 million, at the banking operations in the U.S. mainland with $140 million and at Equity One with $55 million. The latter was achieved despite loan securitizations of $125 million and $195 million made by Equity One in the first and third quarters of 1999, respectively. The rise in mortgage loans has been attained as a result of higher loan origination and refinancing activity as a result of a favorable interest rate environment, particularly during the first half of 1999, and increased marketing efforts.

         Consumer loans, which include personal, auto and boat, credit cards and reserve lines grew $164 million or 5.2% since December 31, 1998. The growth in this loan category was led by an increase of $91 million in the U.S. mainland operations, $67 million at BPPR, and $22 million at Popular Finance.

         Personal loans, the largest category of consumer loans with 50.9%, experienced a decrease of $88 million, totaling $1.7 billion as of December 31, 1999. The decrease was mostly related to the high volume of refinancing activity of mortgage loans, which are utilized in many cases to prepay personal loans.

         Credit card loans, which represented 26.0% of the consumer loan portfolio as of December 31, 1999, rose $198 million to $868 million. The increase in this category was mostly achieved through business expansion, marketing efforts both in Puerto Rico and the U.S. mainland and the launching of the American Express / Banco Popular revolving credit card in Puerto Rico during the latter part of 1998. The number of active credit card accounts increased 18.1% from 1998.

         Auto and boat secured loans represented about 19.1% of the total consumer loan portfolio, while revolving credit lines represented 4.0% at December 31, 1999.

         The Corporation's lease financing portfolio increased $83 million from 1998. The Corporation's leasing subsidiary in the United States, engaged in equipment leasing, contributed $35 million of the increase. Also, the rise in truck and vehicles sales in Puerto Rico contributed to generate a higher volume of leases. As a result, the lease financing portfolio in Puerto Rico increased $22 million.

         The increase of $107 million in other assets as compared with December 31, 1998, was mainly due to an increase in deferred taxes, as a result of the unrealized loss on securities available-for-sale. Intangible assets increased $31 million since December 31,

TABLE H

Capital Adequacy Data

                                                                               As of December 31,
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                               1999              1998             1997            1996             1995
--------------------------------------------------------------------------------------------------------------------------------
Risk-based capital:
 Tier I capital                                 $  1,557,096       $  1,450,187     $  1,335,391    $  1,121,128     $ 1,003,072
 Supplementary (Tier II) capital                     324,519            310,091          263,115         246,350         231,091
--------------------------------------------------------------------------------------------------------------------------------
     Total capital                              $  1,881,615       $  1,760,278     $  1,598,506    $  1,367,478     $ 1,234,163
================================================================================================================================
Risk-weighted assets:
 Balance sheet items                            $ 14,878,731       $ 12,955,995     $ 10,687,847    $  9,368,420     $ 8,175,420
 Off-balance sheet items                             428,780            443,926          287,822         275,397         249,529
--------------------------------------------------------------------------------------------------------------------------------
     Total risk-weighted assets                 $ 15,307,511       $ 13,399,921     $ 10,975,669    $  9,643,817     $ 8,424,949
================================================================================================================================
Ratios:
 Tier I capital (minimum required - 4.00%)             10.17%             10.82%           12.17%          11.63%          11.91%
 Total capital (minimum required - 8.00%)              12.29              13.14            14.56           14.18           14.65
 Leverage ratio (minimum required - 3.00%)              6.40               6.72             6.86            6.71            6.66
 Equity to assets                                       7.19               7.60             7.44            7.33            7.58
 Tangible equity to assets                              6.09               6.50             6.52            6.55            6.60
 Equity to loans                                       12.32              13.02            13.00           12.97           13.03
 Internal capital generation rate                      10.77              10.06            10.76           10.99            9.36
================================================================================================================================

1998, as a result of acquisitions, as further detailed in the Stockholders' Equity section.

DEPOSITS AND OTHER INTEREST BEARING LIABILITIES

Total deposits at December 31, 1999 amounted to $14.2 billion compared with $13.7 billion on December 31, 1998, an increase of $502 million or 3.7%. Interest bearing deposits increased $393 million or 3.7%, mostly in certificates of deposit. Non-interest bearing deposits rose $109 million or 3.4%. Despite concerns by outside parties, deposit balances were not affected by the Y2K issue. Refer to Table L for a detail of average deposits by category. The geographic distribution of the Corporation's total deposits at the end of 1999, included 69% in Puerto Rico, 25% in the United States and the remaining 6% in the Caribbean region, including deposits from BPPR's operations in the Virgin Islands.

         The increase in deposits was reflected in time and demand deposits, which rose $434 million or 9.2% and $109 million or 3.4%, respectively, from amounts reported in 1998. The increase in time deposits was mostly experienced in retail deposits, resulting from the Corporation's marketing efforts to obtain longer term funds in anticipation to the rising trend of market interest rates and funding needs. Demand deposits continued their growing trend based on the continued development of products and services and the Corporation's growth and expansion. On the other hand, saving, NOW and money market accounts had a decrease of $41 million compared with the amount as of December 31, 1998. This decrease is attributable to the strong competitive environment and a shift to time deposits paying higher rates.

         Borrowed funds, including subordinated notes and capital securities increased $1.9 billion from $7.3 billion on December 31, 1998 to $9.2 billion at the end of 1999. The increase in borrowed funds was used primarily to fund the Corporation's business expansion, loan growth and arbitrage activities. On August 4, 1999, a "shelf" registration was filed with the Securities and Exchange Commission, allowing the Corporation and some subsidiaries to issue medium-term notes, unsecured debt securities and preferred stock in an aggregate amount of up to $1.5 billion. During 1999, the Corporation issued $250 million in medium-term notes under this shelf registration.

         As part of the investment in BF and Levitt Mortgage, the Corporation recognized a minority interest, which amounted to $23 million as of December 31, 1999, representing the beneficial interest of the minority investors of these two entities. As of December 31, 1998, this minority interest totaled $28 million. The decrease from the end of 1998 was mainly attributed to the increase in the ownership interest of the Corporation in BF from 45% to 57%, partially offset by the minority interest of Levitt Mortgage, acquired during the second half of 1999.

STOCKHOLDERS' EQUITY

The Corporation's stockholders' equity at December 31, 1999 was $1.66 billion compared with $1.71 billion at the end of 1998. This slight decrease from 1998, despite the increase in retained earnings, was due to a reduction of $216 million in accumulated other comprehensive income, mostly attributed to unrealized losses on available-for-sale securities. Also, during 1999 the Corporation repurchased at a cost of $54 million a total of 1,811,727 shares of its

TABLE I
Common Stock Performance


                               Market Price             Cash          Book
                        --------------------------    Dividends      Value   Dividend             Price/      Market/
                                                      Declared        Per     Payout   Dividend  Earnings      Book
                        High                Low       Per Share      Share    Ratio     Yield *   Ratio        Ratio
-------------------------------------------------------------------------------------------------------------------------
  1999                                                              $11.51    31.56%     1.90%    15.18x       242.72%
4TH QUARTER            $32               $ 25   7/16   $0.16
3RD QUARTER             31                 25  13/16    0.16
2ND QUARTER             37 7/8             28  13/16    0.14
1ST QUARTER             37 7/8             30    7/8    0.14

  1998                                                               11.86    28.42      1.55     20.61        286.68
4th quarter            $34               $ 25    3/8   $0.14
3rd quarter             36 3/4             28           0.14
2nd quarter             36 5/32            29   7/32    0.11
1st quarter             29 11/32           23   1/32    0.11

  1997                                                               10.37    25.19      1.76     16.50        238.78
4th quarter            $27 3/16          $ 22    7/8   $0.11
3rd quarter             27 15/16           20   9/16    0.11
2nd quarter             21 7/16            16    7/8    0.09
1st quarter             18 3/8             16  17/32    0.09

  1996                                                                8.80    24.63      2.65     12.59        191.87
4th quarter            $17 1/2           $ 12  15/16   $0.09
3rd quarter             13 7/8             11   5/16    0.09
2nd quarter             11 13/14           10  15/16    0.09
1st quarter             11 9/16             9  11/16    0.08

  1995                                                                7.91    26.21      3.15      9.24        122.55
4th quarter            $9 31/32          $  9  17/32   $0.08
3rd quarter             9 3/4               8    7/8    0.07
2nd quarter             8 7/8               7  13/16    0.07
1st quarter             7 15/16             7   1/32    0.07


*   Based on the average high and low market price for the four quarters.
    Note: All per share data has been adjusted to reflect the two stock splits effected in the form of a dividend of one share for each share outstanding on July 1, 1998 and July 1, 1996.

common stock under the stock repurchase program approved by its Board of Directors on May 8, 1997.

         Dividends declared on common stock during 1999 totaled $81.4 million, compared with $67.8 million in 1998. On August 12, 1999, the Corporation's Board of Directors declared a quarterly cash dividend of $0.16 per common share. This represented a 14.3% increase over the $0.14 per common share paid in the previous quarterly cash dividends. Total dividends declared per common share for 1999 were $0.60 compared with $0.50 in 1998 and $0.40 in 1997. The dividend payout ratio to common stockholders for the year was 31.56% compared with 28.42% in 1998. Dividends declared on the preferred stock amounted to $8.3 million in 1999 and 1998.

         The Corporation has a Dividend Reinvestment Plan for its stockholders. This plan offers the stockholders the opportunity to automatically reinvest their dividends in shares of common stock at a 5% discount from the average market price at the time of issuance. During 1999, 328,693 shares, equivalent to $9.4 million in additional capital, were issued under the plan. In 1998, 271,918 shares, representing $7.4 million in additional capital, were issued under this plan.

         The Corporation had 4 million shares of preferred stock outstanding at December 31, 1999. These shares are non-convertible and are redeemable at the option of the Corporation. Dividends are non-cumulative and are payable monthly at an annual rate per share of 8.35% based on the liquidation preference value of $25 per share.

         As shown in Table H, which presents the Corporation's capital adequacy information for 1999 and previous four years, the Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations. Further information is presented in Note 18 to the consolidated financial statements.

         Intangible assets totaled $305 million at December 31, 1999, an increase of $31 million from $274 million at December 31, 1998. The acquisitions of GM Group and Levitt Mortgage added $46 million in intangible assets at their acquisition dates. Total intangibles consisted of $215 million in goodwill, $52 million in core deposit intangibles, $32 million in mortgage servicing rights and $6 million in other intangibles.

         At the end of 1998 goodwill totaled $172 million, core deposit intangibles were $67 million, mortgage servicing rights were $30 million and other intangibles were $5 million. The average tangible equity increased to $1.43 billion for the year ended December 31, 1999, from $1.31 billion a year before, an increase of $119 million or 9.0%. Total tangible equity at December 31, 1999 was $1.36 billion compared with $1.43 billion at December 31, 1998. The tangible equity to assets ratio for 1999 was 6.09% compared with 6.50% in 1998.

         Book value per common share was $11.51 at December 31, 1999 compared with $11.86 at year-end 1998. The market value of the Corporation's common stock at the end of 1999 was $27.94 compared with $34.00 a year earlier. The total market capitalization was $3.8 billion compared with $4.6 billion as of December 31, 1998.

         The Corporation's stock is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbol BPOP. Table I shows the range of market quotations and cash dividends declared for each quarter during the last five years. The preferred stock of the Corporation is also traded on the NASDAQ National Market System under the symbol BPOPP. Its market value at December 31, 1999 and 1998 was $25.38 and $26.00 per share, respectively. As of February 29, 2000, the Corporation had 9,130 stockholders of record of its common stock, not including beneficial owners whose shares are held in record names of brokers or other nominees.

RISK MANAGEMENT

During 1999 the Corporation established a Risk Management Committee composed of members of the Board of Directors. This committee monitors and approves policies and procedures and evaluates the Corporation's activities affected by credit, market, operational, legal, liquidity, reputation and strategic risks.

         The Corporation has specific policies and procedures which structure and delineate the management of risks, particularly those related to interest rate exposure, liquidity and credit, all of which are discussed below.

MARKET RISK

Market risk refers to the impact of changes in interest rates on the Corporation's net interest income, market value of portfolio equity and trading operations. It also arises from fluctuations in the value of some foreign currencies against the U.S. dollar. Despite the varied nature of market risks, the primary source of market risk at the Corporation is the impact of changes in interest rates.

         The stability and level of the Corporation's net interest income, as well as its market value of equity, are subject to interest rate volatility. Changes in interest rates affect both the rates at which the Corporation's assets and liabilities reprice throughout time, and the market values of most of its assets and liabilities. Since net interest income accounted for 71.9% of the Corporation's gross revenues in 1999, the constant measurement and control of market risk is a major priority.

         The Corporation's Board of Directors (the Board) is responsible for establishing policies regarding the assumption and management of market risk, and delegates their implementation to the Market Risk Committee (the Committee) of Popular Inc. The objective of the Committee is to ensure that the market risk assumed by the Corporation remains within the parameters of the Board policies.

Interest Rate Risk

Interest rate risk (IRR) refers to the impact of changes in interest rates on the Corporation's net interest income. Depending on the duration and repricing characteristics of the Corporation's assets, liabilities and off-balance sheet items, changes in interest rates could either increase or decrease the level of net interest income. The Committee implements the market risk policies approved by the Board as well as risk management strategies reviewed and adopted in Committee meetings.

         The Committee measures and monitors the level of short and long-term IRR assumed at the Corporation and its subsidiaries. It uses simulation analysis and static gap estimates for measuring short-term IRR. Duration analysis is used to quantify the level of long-term IRR assumed, and focuses on the estimated economic value of the Corporation, that is, the difference between the estimated market value of financial assets less the estimated market value of financial liabilities.

         Static gap analysis measures the volume of assets and liabilities at a point in time and their repricing during future time periods. The repricing volumes typically include adjustments for anticipated future asset prepayments, and for differences in sensitivity to market rates. The volume of net assets or liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Table J presents the static gap estimate for the Corporation as of December 31, 1999.

         Simulation analysis is another measurement used by the Corporation for short-term IRR, and it addresses some of the deficiencies of gap analysis. It involves estimating the effect on net interest income of one or more future interest rate sce-

TABLE J
Interest Rate Sensitivity

                                                   As of December 31, 1999
------------------------------------------------------------------------------------
                                                     By Repricing Dates
------------------------------------------------------------------------------------

                                                                           After
                                                            Within      three months
                                              0-30          31-90        but within
(Dollars in thousands)                        days          days         six months
------------------------------------------------------------------------------------

Assets:
Money market investments                  $  414,807    $  496,278     $   73,515
Investment and trading securities          1,517,466       602,747        223,945
Loans                                      4,473,811       900,092        654,637
Other assets
------------------------------------------------------------------------------------
  Total                                    6,406,084     1,999,117        952,097
------------------------------------------------------------------------------------

Liabilities and stockholders' equity:
Savings, NOW and money market
  accounts                                   725,992
Other time deposits                        1,500,510       935,289        768,214
Federal funds purchased and securities
  sold under agreements to repurchase      2,336,944     1,810,036        130,000
Other short-term borrowings                1,510,902       702,044        177,675
Notes payable                                    150       240,000         25,000
Subordinated notes and capital
  securities
Non-interest bearing deposits
Other non-interest bearing liabilities
Stockholders' equity
------------------------------------------------------------------------------------
  Total                                    6,074,498     3,687,369      1,100,889
------------------------------------------------------------------------------------

Off-balance sheet financial instruments       20,000
Interest rate sensitive gap                  351,586    (1,688,252)       (148,792)
Cumulative interest rate
  sensitive gap                              351,586    (1,336,666)     (1,485,458)
Cumulative sensitive gap to
  earning assets                                1.48%        (5.63)%         (6.25)%
==================================================================================
                                                   As of December 31, 1999
------------------------------------------------------------------------------------
                                                     By Repricing Dates

                                            After           After
                                          six months     nine months                  Non-interest
                                          but within    but within        After one     bearing
(Dollars in thousands)                    nine months     one year          year          funds       Total
--------------------------------------------------------------------------------------------------------------
Assets:
Money market investments                                                $     1,394                $   985,994
Investment and trading securities         $  96,250     $   723,774       4,696,690                  7,860,872
Loans                                       627,320         615,184       7,636,710                 14,907,754
Other assets                                                                          $1,705,919     1,705,919
--------------------------------------------------------------------------------------------------------------
  Total                                     723,570       1,338,958      12,334,794    1,705,919    25,460,539
--------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Savings, NOW and money market
  accounts                                                                5,018,543                  5,744,535
Other time deposits                         343,294         282,442       1,314,482                  5,144,231
Federal funds purchased and securities
  sold under agreements to repurchase                        17,500         120,000                  4,414,480
Other short-term borrowings                 159,022          59,954           2,792                  2,612,389
Notes payable                                                             1,587,449                  1,852,599
Subordinated notes and capital
  securities                                                                275,000                    275,000
Non-interest bearing deposits                                                          3,284,949     3,284,949
Other non-interest bearing liabilities                                                   471,370       471,370
Stockholders' equity                                                                   1,660,986     1,660,986
--------------------------------------------------------------------------------------------------------------
  Total                                     502,316         359,896       8,318,266    5,417,305    25,460,539
--------------------------------------------------------------------------------------------------------------
Off-balance sheet financial instruments                                     (20,000)
Interest rate sensitive gap                 221,254         979,062       3,996,528
Cumulative interest rate
  sensitive gap                          (1,264,204)       (285,142)      3,711,386
Cumulative sensitive gap to
  earning assets                              (5.32)%         (1.20)%         15.62%
===============================================================================================================

narios as applied to the repricing of the Corporation's current assets and liabilities and the assumption of new balances. The simulation analyses reviewed in the Committee are based on various interest rate scenarios, and include assumptions made related to the prepayment of the Corporation's amortizing loans and securities, and the sensitivity of the Corporation's cost of retail deposits to changes in market rates. The computations do not contemplate actions management could take to respond to changes in interest rates. Computations of the prospective effects of hypothetical interest rate changes should not be relied upon as indicative of actual results. By their nature, these forward looking statements are only estimates and may be different from what actually occurs in the future. As of December 31, 1999, the difference in projected net interest income under a rising and declining rate scenario, which assumes interest rates change by 150 basis points up and down, within a twelve-month period, was an increase of $5.6 million and a decrease of $6.2 million, respectively, which represented changes of 0.5% and 0.6% in net interest income. These estimated changes are within the policy guidelines established by the Board.

         Duration analysis measures longer-term IRR, in particular the duration of market value of equity. It expresses in general terms the sensitivity of the market value of equity to changes in interest rates. The estimated market value of equity is obtained from the market values of the cash flows from the Corporation's financial assets and liabilities, which are primarily payments of interest and repayments of principal. Thus, the market value of equity incorporates most future cash flows from net interest income, whereas other measures of IRR focus primarily on short-term net interest income. As of December 31, 1999, the estimated duration of the market value of equity of the Corporation was 5.3 years.

         Duration measures the average length of a financial asset or liability. In particular it equals the weighted average maturity of all the cash flows of a financial asset or liability where the weights are equal to the present value of each cash flow. The present value of cash flows occurring in the future is its estimated market value as of a certain date. The sensitivity of the market value of a financial asset or liability to changes in interest rates is primarily a function of its duration. In general terms, the longer the duration of an asset or liability is, the greater is the sensitivity of its market value to interest rate changes. Since duration measures the length of a financial asset or liability, it is usually expressed in terms of years or months.

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

Trading

The Corporation's trading activities are another source of market risk. These are mostly related to its mortgage banking and broker/dealer activities in Puerto Rico. The Corporation assumes positions in financial instruments, including futures and options, in the course of these activities that are carried at market value. Interest revenue and expense arising from trading securities are included in the income statement as part of net interest income and not included in trading profits or losses.

         In the opinion of management, the size and composition of the trading portfolio does not represent a potentially significant source of market risk for the Corporation. It consists primarily of mortgage loans and mortgage-backed securities in the process of being sold in the secondary markets, and securities issued by Puerto Rico-based entities for resale to retail customers. The Committee utilizes several approaches for measuring its risk, including duration and value at risk.

         As of December 31, 1999 the trading portfolio of the Corporation amounted to $237 million and represented 0.9% of total assets, compared with $319 million and 1.4% a year earlier. This portfolio was composed of the following assets as of December 31, 1999:

                                                               Weighted
                                          Amount             Average Yield
                                      --------------         -------------
                                      (In thousands)
Mortgage-backed securities              $ 51,288                 6.62%
Commercial paper                         106,094                 5.10
U.S. Treasury and agencies                62,989                 5.89
Puerto Rico Government obligations         6,569                 6.41
Other                                      9,670                 5.58
                                        --------                 ----
                                        $236,610                 5.70%
                                        ========                 ====


         As of December 31, 1999, the trading portfolio of the Corporation had an estimated duration of 1.1 years and a one-month value at risk of $1.0 million, assuming a confidence level of 95%.

Foreign Exchange

In the ordinary course of business, the Corporation occasionally enters into foreign exchange transactions as an intermediary for its retail and commercial clients. Any risk assumed by these transactions is immediately offset in the foreign exchange markets. Management therefore believes that the market risk assumed by the Corporation in its foreign currency transactions is not significant.

         As of December 31, 1999 the Corporation held a 57% interest in BF. This banking institution is located in the Dominican Republic, thus most of its business is conducted in Dominican pesos (DR$). Local regulations limit the ability of BF to assume unhedged foreign currency positions. The value of the Corporation's investment in BF may be affected prospectively by fluctuations in the value of the DR$ against the US$. However, management does not expect future exchange rate volatility between these two currencies to affect significantly the value of the Corporation's investment in BF.

LIQUIDITY RISK

Liquidity refers to the ability to fund current operations, including the cash flow requirements of depositors and borrowers as well as future growth. The Corporation utilizes various sources of funding to help ensure that adequate levels of liquidity are always available. Diversification of funding sources is a major priority, as it helps protect the liquidity of the Corporation from market disruptions. Since the duration and repricing characteristics of the Corporation's borrowings determine to a major extent the overall interest rate and liquidity risk of the Corporation, they are actively managed.

         The Corporation raises its funding from a combination of retail and wholesale markets. Retail sources of funds include individual and corporate depositors in the markets where the Corporation competes. These are the primary sources of funds for the Corporation and are usually more stable than financing from institutional sources. Wholesale or institutional sources of funds comprise primarily other financial intermediaries such as commercial banks, securities dealers, investment companies, insurance companies, as well as non-financial corporations. Deposits tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates.

         The extensive branch network of the Corporation in the Puerto Rico market and its rapidly expanding network in major U.S. markets, have enabled it to maintain a significant and stable base of deposits. Deposits are the primary source of funding, although wholesale borrowings are an increasingly important

TABLE K
Maturity Distribution of Earning Assets

                                                                      As of December 31, 1999
-----------------------------------------------------------------------------------------------------------------------
                                                                            Maturities
                                     ----------------------------------------------------------------------------------
                                                         After one year
                                                       through five years            After five years
                                                   -----------------------------------------------------
                                                     Fixed         Variable       Fixed         Variable
                                       One year     interest       interest      interest       interest
(In thousands)                         or less       rates          rates         rates           rates         Total
----------------------------------------------------------------------------------------------------------------------

Money market securities              $  985,970                  $       24                                $   985,994
Investment and trading securities     1,879,241    $2,953,721       331,482    $2,004,006    $  461,195      7,629,645
Loans:
 Commercial                           2,796,181     1,503,860     1,086,343       854,707       415,320      6,656,411
 Construction                           213,283         9,943         6,879         7,897         9,286        247,288
 Lease financing                        173,644       549,486                     5,51414                      728,644
 Consumer                               892,530     1,481,251       164,191       799,927         3,849      3,341,748
 Mortgage                               446,899       624,294       212,973     2,281,140       368,357      3,933,663
----------------------------------------------------------------------------------------------------------------------
     Total                           $7,387,748    $7,122,555    $1,801,892    $5,953,191    $1,258,007    $23,523,393
======================================================================================================================


Note: Federal Reserve Bank stock, Federal Home Loan Bank stock, and other equity securities held by the Corporation are not included in this table.

source. At December 31, 1999, the Corporation's core deposits amounted to $11.8 billion or 83.1% of total deposits, an increase of $314 million or 2.7% from the same date a year ago. Certificates of deposit with denominations of $100,000 and over as of December 31, 1999 totaled $2.4 billion, or 16.9% of total deposits. Their distribution by maturity was as follows:

                               (In thousands)
                               --------------
3 months or less                $1,536,496
3 to 6 months                      215,956
6 to 12 months                     217,364
over 12 months                     425,916
                                ----------
                                $2,395,732
                                ==========


         For further detail on average deposits for the last five years, please refer to Table L.

         Wholesale or institutional sources of funding include the repo, federal funds and Eurodollar markets, commercial paper, senior debentures and asset securitizations. Notes 9 through 15 to the consolidated financial statements present details of the Corporation's deposits and borrowings by type, as of December 31, 1999 and 1998.

         The Corporation's assets, particularly the investment portfolio, are also an important source of liquidity. This portfolio consists primarily of liquid U.S. Treasury and Agency securities that can be used to raise funds in the repo markets. As of December 31, 1999, investment securities totaled $7.6 billion, of which $1.7 billion or 21.8% has an expected maturity of one year or less. Also, refer to Notes 3 and 4 to the consolidated financial statements for further information on the composition of the available-for-sale and held-to-maturity investment portfolios.

         Another important liquidity source for the Corporation is its loan portfolio since it generates substantial cash flow resulting from principal and interest payments and principal prepayments. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans and to a lesser extent commercial loans, have highly developed secondary markets, which the Corporation uses on a regular basis. Table K presents a maturity distribution of the loan portfolio as of December 31, 1999. As of that date $4.5 billion or 30.3% of the loan portfolio matured within one year.

CREDIT RISK MANAGEMENT AND LOAN QUALITY

One of the Corporation's primary risk exposures is its credit risk, which represents the possibility of loss from the failure of a borrower or counterparty to perform according to the terms of a credit-related contract. The Corporation identifies, measures, controls and monitors this risk with policies, procedures and various levels of managerial involvement.

         Credit extensions are approved by credit officers of the respective lending departments. The number and level of officer approvals depends on the dollar amount and risk characteristics of the credit facility. The Corporation receives collateral to support credit extensions and commitments, whenever it is considered necessary.

         The Corporation has a Credit Strategy Committee (CRESCO) that oversees all credit-related activities. This

TABLE L
Average Total Deposits

                                                                        For the Year
------------------------------------------------------------------------------------------------------------------
                                                                                                         Five-Year
(In thousands)                          1999          1998          1997          1996          1995      C.G.R.
------------------------------------------------------------------------------------------------------------------
Demand                               $ 3,032,001   $ 2,607,525   $ 2,289,300   $ 2,047,845   $1,839,722    11.13%
Other non-interest bearing accounts        6,881         4,251         4,367         5,910        5,983    (0.25)
----------------------------------------------------------------------------------------------------------------
     Non-interest bearing              3,038,882     2,611,776     2,293,667     2,053,755    1,845,705    11.10
----------------------------------------------------------------------------------------------------------------

Savings accounts                       4,132,397     3,748,599     3,393,279     3,095,898    2,913,380     7.79
NOW and money market accounts          1,745,579     1,472,533     1,281,298     1,148,727    1,102,593     9.03
----------------------------------------------------------------------------------------------------------------
     Savings deposits                  5,877,976     5,221,132     4,674,577     4,244,625    4,015,973     8.15
----------------------------------------------------------------------------------------------------------------
Certificates of deposit:
 Under $100,000                        2,664,174     2,155,391     1,216,583     1,307,323    1,281,873    18.08
 $100,000 and over                     1,601,861     1,421,456     1,865,720     1,371,928    1,034,195    22.10
 936                                     297,122       369,530       508,789     1,020,064      999,384    (21.66)
----------------------------------------------------------------------------------------------------------------
     Certificates of deposit           4,563,157     3,946,377     3,591,092     3,699,315    3,315,452    10.60
----------------------------------------------------------------------------------------------------------------
Other time deposits                      311,323       490,816       432,221       464,101      405,021    (0.02)
----------------------------------------------------------------------------------------------------------------
     Interest bearing                 10,752,456     9,658,325     8,697,890     8,408,041    7,736,446     8.83
----------------------------------------------------------------------------------------------------------------
      Total                          $13,791,338   $12,270,101   $10,991,557   $10,461,796   $9,582,151     9.31%
================================================================================================================


committee is responsible for managing the Corporation's overall credit exposure and for developing credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through the CRESCO, senior management reviews asset quality ratios, trends and forecasts, problem loans and the methodology for assessing the adequacy of the reserve for loan losses.

         Also, the Corporation has an independent Credit Risk Management Division (CRMD). This division is centralized and independent of the lending function. It manages the credit rating system and tests the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (GAAP) and regulatory standards. The CRMD manages and controls the Corporation's credit risk utilizing various techniques through the different stages of the credit process. A CRMD representative, who oversees the adherence to policies and procedures established for the initial underwriting of the credit portfolio, is a permanent non-voting member of the Executive Credit Committee. Another strategy followed by the CRMD to help manage credit risk is the ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and/or geographic regions. All commercial borrowers with loans which are past due over 90 days, have filed bankruptcy, or based on its risk profile are considered problem loans, are handled by specialized workout officers, objectively and independently from the originating unit. This group consistently evaluates those loan exposures to provide for a prompt recognition and accounting of loss exposures.

         The Corporation also has an independent Credit Process Review Group within the CRMD, which performs annual comprehensive credit process reviews of several middle market, construction and corporate banking lending groups, as well as reviews the work performed by outside loan review firms providing services to the Corporation in the U.S. mainland. This group examines the risk profile of each originating unit along with each unit's credit administration effectiveness, the quality of the credit and collateral documentation, and the adequacy of its staffing levels and competency. Furthermore, the Corporation continues emphasizing the development of the credit staff's skills and knowledge and improving the processing technology.

         At December 31, 1999, the Corporation's credit risk was centered in its $14.9 billion loan portfolio, which represented 62.8% of earning assets. The portfolio composition for the last five years is presented in Table G. For other risks associated with off-balance sheet lending activities, please refer to Note 23 to the consolidated financial statements.

         The loan portfolio is well-balanced as the Corporation's credit policies and procedures emphasize diversification among geographical areas, business and industry groups, to minimize the adverse impact of any single event or set of occurrences.

         The Corporation continues diversifying its geographical risk as a result of its expansion strategy throughout various markets in the United States and the Caribbean, as described in the Overview section and Note 1 to the consolidated financial statements. The Corporation' asset and revenue composition

TABLE M
Non-Performing Assets

                                                      As of December 31,
-----------------------------------------------------------------------------------------------
(Dollars in thousands)               1999         1998         1997         1996          1995
-----------------------------------------------------------------------------------------------
Commercial, industrial and
 agricultural                      $163,968     $142,371     $106,982     $ 82,381     $ 90,055
Construction                          1,504          144        2,704        2,000        4,733
Lease financing                       3,820        4,937        1,569        1,599        5,606
Mortgage                             70,038       68,527       53,449       43,955       32,066
Consumer                             57,515       46,626       30,840       16,320       14,827
Renegotiated accruing loans                          578                     3,308        2,742
Other real estate                    29,268       32,693       18,012        6,076        7,807
-----------------------------------------------------------------------------------------------
     Total                         $326,113     $295,876     $213,556     $155,639     $157,836
===============================================================================================
Accruing loans past-due
 90 days or more                   $ 28,731     $ 24,426     $ 20,967     $ 12,270     $ 11,660
===============================================================================================
Non-performing assets to loans         2.19%        2.26%        1.88%        1.59%        1.82%
Non-performing loans to loans          1.99         2.01         1.72         1.50         1.70
Non-performing assets to assets        1.28         1.28         1.11         0.93         1.01
Interest lost                      $ 20,428     $ 15,258     $ 11,868     $  7,696     $  7,135


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

by geographical area and by business line segments is further presented in Note 27 to the consolidated financial statements. Although Puerto Rico continues to be the Corporation's main market, its share of the total loan portfolio has decreased from 64.4% in 1997 and 60.4% in 1998 to 59.3% in 1999. Puerto
Rico's economic outlook is generally similar to that of the mainland and its Government and its instrumentalities are all investment-grade rated borrowers in the United States capital markets.

         The Corporation's credit risk exposure is spread among individual consumers, small commercial loans and a diverse base of borrowers engaged in a wide variety of businesses. The Corporation has approximately 895,000 consumer loans and over 41,000 commercial lending relationships. Only 62 of these relationships have loans outstanding over $10 million. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal and there are no LDC loans.

         The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits, as approximately 24.7% of total commercial and construction loans outstanding are secured by real estate or cash collateral. In addition, the secured consumer loan portfolio was $1.1 billion or 33.2% of the total consumer portfolio at December 31, 1999. Furthermore, there are no significant concentrations in any one industry with a substantial portion of the customers having credit needs of less than $250,000.

         On a monthly basis, the Corporation's CRMD, senior management and the Risk Management Committee evaluate possible industry risk concentrations.

         Moreover, the Corporation is exposed to government risk. As further detailed in Notes 3 and 4 to the consolidated financial statements, a substantial portion of the Corporation's investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government agencies and corporations. In addition, $80 million of residential mortgages and $479 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies. The Corporation is one of the largest SBA lenders in the United States. Furthermore, there was $135 million of investment securities representing obligations of the Puerto Rico Government and political subdivisions thereof, $49 million of loans issued to or guaranteed by these same entities and $34 million of loans issued to or guaranteed by the U.S. and British Virgin Islands' Governments.

NON-PERFORMING ASSETS

Non-performing assets consist of past-due loans that are no longer accruing interest, renegotiated loans and real estate acquired through foreclosure. Non-performing assets were $326

TABLE N

Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)                      1999         1998         1997        1996         1995
-----------------------------------------------------------------------------------------------------
Balance at beginning of year           $   267,249  $   211,651  $   185,574  $  168,393   $  153,798
Allowances purchased                           515       31,296       13,237         402
Provision for loan losses                  148,948      137,213      110,607      88,839       64,558
-----------------------------------------------------------------------------------------------------
                                           416,712      380,160      309,418     257,634      218,356
-----------------------------------------------------------------------------------------------------
Losses charged to the allowance:
 Commercial                                 51,011       45,643       55,734      38,017       34,383
 Construction                                  651          190          600       2,369        2,046
 Lease financing                            23,009       23,484       23,085      22,129        6,979
 Mortgage                                    3,977        2,718        2,612       2,189        1,618
 Consumer                                  104,062       92,646       65,559      43,257       33,681
-----------------------------------------------------------------------------------------------------
                                           182,710      164,681      147,590     107,961       78,707
-----------------------------------------------------------------------------------------------------
Recoveries:
 Commercial                                 18,589       17,844       18,385      11,498        9,404
 Construction                                  169          337          122         207          288
 Lease financing                            15,839       14,998       15,890       9,749        2,342
 Mortgage                                      771          323          356         295          243
 Consumer                                   22,640       18,268       15,070      14,152       16,467
-----------------------------------------------------------------------------------------------------
                                            58,008       51,770       49,823      35,901       28,744
-----------------------------------------------------------------------------------------------------
Net loans charged-off                      124,702      112,911       97,767      72,060       49,963
-----------------------------------------------------------------------------------------------------
Balance at end of year                 $   292,010  $   267,249  $   211,651  $  185,574   $  168,393
=====================================================================================================
Loans:
 Outstanding at year end               $14,907,754  $13,078,795  $11,376,607  $9,779,028   $8,677,484
 Average                                13,901,290   11,930,621   10,548,207   9,210,964    8,217,834
Ratios:
 Allowance for loan losses to year
   end loans                                  1.96%        2.04%        1.86%       1.90%        1.94%
 Recoveries to charge-offs                   31.75        31.44        33.76       33.25        36.52
 Net charge-offs to average loans             0.90         0.95         0.93        0.78         0.61
 Net charge-offs earnings coverage            3.92x        3.93x        4.04x       4.79x        5.42x
 Allowance for loan losses to net
   charge-offs                                2.34         2.37         2.16        2.58         3.37
 Provision for loan losses to:
   Net charge-offs                            1.19         1.22         1.13        1.23         1.29
   Average loans                              1.07%        1.15%        1.05%       0.96%        0.79%
 Allowance to non-performing assets          89.54        90.32        99.11      119.23       106.69
=====================================================================================================

million and $296 million at December 31, 1999 and 1998, respectively. A summary of non-performing assets by loan categories and related ratios is presented in Tables M and N.

         The Corporation's policy is to place commercial loans on non-accrual status if payments of principal or interest are delinquent 60 days rather than the standard industry practice of 90 days. Financing leases, conventional mortgages and close-end consumer loans are placed on non-accrual status if payments are delinquent 90 days. Close-end consumer loans are charged-off when payments are delinquent 120 days. Open-end (revolving credit) consumer loans are charged-off if payments are delinquent 180 days. Certain loans which would be treated as non-accrual loans pursuant to the foregoing policy, are treated as accruing loans if they are considered well-secured and in the process of collection. Under the standard industry practice, close-end consumer loans are charged-off when delinquent 120 days, but are not customarily placed on non-accrual status prior to being charged-off.

         Assuming the standard industry practice of placing commercial loans on non-accrual status when payments of principal and interest are past due 90 days or more and excluding the close-end consumer loans from non-accruing, the Corporation's non-performing assets at December 31, 1999, would have been $247 million or 1.66% of loans, and the allowance for loan losses would have been 118.2% of non-performing assets. At December 31, 1998 and 1997, adjusted non-performing assets would have been $227 million or 1.73% of loans and $167 million or 1.47% of loans, respectively. The allowance for loan losses as a percentage of adjusted non-performing assets as of December 31, 1998 and 1997, would have been 118.0% and 126.9%, respectively.

         As Table M presents, the increase in non-performing assets is principally due to higher non-performing commercial loans and consumer loans. The rise of $22 million in non-performing commercial loans was attributed to a $26 million increase in non-per-forming commercial loans at BF in the Dominican Republic, principally resulting from the placement in non-accrual status of two large commercial relationships. The Corporation has intensified its credit management efforts to address the increase in non-accruing loans at this banking institution.

         Non-performing consumer loans represented 1.78% of the average consumer loan portfolio at December 31, 1999, compared with 1.51% at the same date in the prior year. Nonperforming consumer loans increased mainly as a result of the high level of personal bankruptcies in Puerto Rico and the U.S. mainland, increased delinquency levels and the growth in the consumer loan portfolio. The decrease in the other real estate category was principally the result of successful collection efforts through the legal process of several real estate secured loans.

         Once a loan is placed in non-accrual status the interest previously accrued and uncollected is charged against current earnings and thereafter, income is recorded only to the extent of any interest collected. The interest income that would have been realized had these loans been performing in accordance with their original terms amounted to $20.4 million in 1999, compared with $15.3 million in 1998 and $11.9 million in 1997.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluations of known and inherent risks in the loan portfolio. The Corporation's management evaluates the adequacy of the allowance for loan losses on a monthly basis. In determining the allowance, management considers the portfolio risk characteristics, prior loss experience, prevailing and projected economic conditions and loan impairment measurement. A loan is considered impaired when, based on the current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Please refer to Notes 1 and 6 to the consolidated financial statements for further information related to impaired loans and the methodology used by the Corporation for their measurement.

         At December 31, 1999, the allowance for loan losses was $292 million or 1.96% of loans, compared with $267 million or 2.04% at the same date in 1998. At December 31, 1997, the allowance was $212 million or 1.86% of loans. The decrease in the allowance to ending loans coverage ratio was attributed to the fact that most of the increase in the loan portfolio was realized in a relatively low-risk portfolio, like mortgages, whereas consumer loans, which are considered the higher-risk portfolio, only had a modest increase. Based on current and expected economic conditions, the expected level of net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses, management considers that the Corporation's level of the allowance for loan losses is adequate.

         Broken down by major loan categories, the allowance for the last five years was as follows:

                           ALLOWANCE FOR LOAN LOSSES
                                AT DECEMBER 31,

(In millions)             1999        1998        1997        1996        1995
-------------------------------------------------------------------------------
Commercial             $  140.5    $  130.2    $  101.5    $   91.8    $   82.6
Construction                8.7        11.6        10.6        10.5        11.0
Lease financing             9.2         8.3         5.9         3.4         6.4
Consumer                  119.0       103.1        82.8        69.6        60.6
Mortgage                   14.6        14.0        10.9        10.3         7.8
-------------------------------------------------------------------------------
                       $  292.0    $  267.2    $  211.7    $  185.6    $  168.4
===============================================================================


         Table N summarizes the movement in the allowance for loan losses and presents selected loan loss statistics for the past five years. As this table demonstrates, net loan losses for 1999 totaled $124.7 million, an increase of $11.8 million or 10.4% from 1998. The rise primarily reflected higher net charge-offs in the consumer and commercial loan portfolios. However, net charge-offs as a percentage of average loans decreased from 0.95% in 1998 to 0.90% in 1999.

         Commercial loans net charge-offs amounted to $32.4 million in 1999, compared with $27.8 million a year earlier. As a percentage of average commercial loans, this figure slightly decreased from 0.56% in 1998 to 0.53% in 1999.

         Consumer loans net charge-offs totaled $81.4 million or 2.52% of average consumer loans for 1999, compared with $74.4 million or 2.41% of average consumer loans for 1998. Net charge-offs increased $4.3 million in personal loans and $3.7 million in credit cards. These increases were principally due to the high level of bankruptcies in the U.S. mainland and Puerto Rico, which is indicative of general market trends. Also, the banking operation in the Dominican Republic was responsible for a rise of $2.5 million in consumer loans net charge-offs.

         Lease financing net charge-offs decreased $1.3 million in 1999, from $8.5 million in 1998, whereas mortgage loans net charge-offs increased to $3.2 million from $2.4 million in 1998.

STATISTICAL SUMMARY 1995-1999
STATEMENTS OF CONDITION

                                                                                 As of December 31,
(In thousands)                                               1999          1998          1997         1996            1995
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                 $   663,696   $   667,707   $   463,151   $   492,368    $   458,173
----------------------------------------------------------------------------------------------------------------------------
Money market investments:
  Federal funds sold and securities purchased
   under agreements to resell                               931,123       910,430       802,803       778,597        796,417
  Time deposits with other banks                             54,354        37,206         9,013        19,023            100
  Bankers' acceptances                                          517           262         2,274         2,656          2,202
----------------------------------------------------------------------------------------------------------------------------
                                                            985,994       947,898       814,090       800,276        798,719
----------------------------------------------------------------------------------------------------------------------------
Trading securities                                          236,610       318,727       222,303       292,150        330,674
----------------------------------------------------------------------------------------------------------------------------
Investment securities available-for-sale,
  at market value                                         7,324,950     7,020,396     5,239,005     3,415,934      3,209,974
----------------------------------------------------------------------------------------------------------------------------
Investment securities held-to-maturity, at cost             299,312       226,134       408,993     1,197,066      1,651,344
----------------------------------------------------------------------------------------------------------------------------
Loans held-for-sale                                         619,298       644,159       265,204       255,129        112,806
----------------------------------------------------------------------------------------------------------------------------
Loans                                                    14,659,400    12,783,609    11,457,675     9,854,911      8,883,963
   Less - Unearned income                                   370,944       348,973       346,272       331,012        319,285
          Allowance for loan losses                         292,010       267,249       211,651       185,574        168,393
----------------------------------------------------------------------------------------------------------------------------
                                                         13,996,446    12,167,387    10,899,752     9,338,325      8,396,285
----------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                      440,971       424,721       364,892       356,697        325,203
Other real estate                                            29,268        32,693        18,012         6,076          7,807
Customers' liabilities on acceptances                        12,041        15,937         1,801         3,100          2,208
Accrued income receivable                                   175,746       156,314       118,677        95,487        113,539
Other assets                                                371,421       263,992       252,040       380,247        125,742
Intangible assets                                           304,786       274,292       232,587       131,248        142,977
----------------------------------------------------------------------------------------------------------------------------
                                                        $25,460,539   $23,160,357   $19,300,507   $16,764,103    $15,675,451
============================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
   Non-interest bearing                                 $ 3,284,949   $ 3,176,309   $ 2,546,836   $ 2,330,704    $ 2,021,658
   Interest bearing                                      10,888,766    10,495,905     9,202,750     8,432,571      7,855,004
----------------------------------------------------------------------------------------------------------------------------
                                                         14,173,715    13,672,214    11,749,586    10,763,275      9,876,662
  Federal funds purchased and securities
   sold under agreements to repurchase                    4,414,480     4,076,500     2,723,329     1,875,465      3,000,878
  Other short-term borrowings                             2,612,389     1,639,082     1,287,435     1,404,006        454,707
  Notes payable                                           1,852,599     1,307,160     1,403,696       986,713        730,428
  Senior debentures                                                                                    30,000         30,000
  Acceptances outstanding                                    12,041        15,937         1,801         3,100          2,208
  Other liabilities                                         436,718       437,760       356,568       314,012        263,871
----------------------------------------------------------------------------------------------------------------------------
                                                         23,501,942    21,148,653    17,522,415    15,376,571     14,358,754
----------------------------------------------------------------------------------------------------------------------------
  Subordinated notes                                        125,000       125,000       125,000       125,000        175,000
----------------------------------------------------------------------------------------------------------------------------
  Preferred beneficial interest in Popular North
     America's junior subordinated deferrable interest
     debentures guaranteed by the Corporation               150,000       150,000       150,000
----------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiary                 22,611        27,591
----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock                                           100,000       100,000       100,000       100,000        100,000
  Common stock                                              827,662       825,690       412,029       396,531        197,692
  Surplus                                                   243,855       216,795       602,023       496,582        427,282
  Retained earnings                                         694,301       530,481       395,253       267,719        350,480
  Treasury stock - at cost                                  (64,123)      (39,559)      (39,559)
  Accumulated other comprehensive income,
   net of deferred tax                                     (140,709)       75,706        33,346         1,700         16,243
  Capital reserves                                                                                                    50,000
----------------------------------------------------------------------------------------------------------------------------
                                                          1,660,986     1,709,113     1,503,092     1,262,532      1,141,697
----------------------------------------------------------------------------------------------------------------------------
                                                        $25,460,539   $23,160,357   $19,300,507   $16,764,103    $15,675,451
============================================================================================================================

STATISTICAL SUMMARY 1995-1999
STATEMENTS OF INCOME

                                                                              For the year ended December 31,
----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per common share
information)                                                 1999          1998         1997           1996          1995
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans                                                    $1,373,158     $1,211,850    $1,080,408    $  924,076    $  813,137
Money market investments                                     33,434         36,781        33,923        46,697        23,077
Investment securities                                       425,907        385,473       358,736       280,610       259,941
Trading account securities                                   19,171         17,599        18,236        21,470         9,652
----------------------------------------------------------------------------------------------------------------------------
   Total interest income                                  1,851,670      1,651,703     1,491,303     1,272,853     1,105,807
Less - Interest expense                                     897,932        778,691       707,348       591,540       521,624
----------------------------------------------------------------------------------------------------------------------------
   Net interest income                                      953,738        873,012       783,955       681,313       584,183
Provision for loan losses                                   148,948        137,213       110,607        88,839        64,558
----------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision
     for loan losses                                        804,790        735,799       673,348       592,474       519,625
Gain on sale of investment securities                           638          8,933         2,268         3,094         5,368
Trading account (loss) profit                                (1,582)         3,653         3,934           108         1,785
All other operating income                                  373,860        278,660       241,396       202,270       166,185
----------------------------------------------------------------------------------------------------------------------------
                                                          1,177,706      1,027,045       920,946       797,946       692,963
----------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Personnel costs                                             386,696        337,400       306,893       273,247       249,075
All other operating expenses                                450,786        382,954       330,027       268,672       237,758
----------------------------------------------------------------------------------------------------------------------------
                                                            837,482        720,354       636,920       541,919       486,833
----------------------------------------------------------------------------------------------------------------------------
Income before tax and minority interest                     340,224        306,691       284,026       256,027       206,130
Income tax                                                   85,120         74,671        74,461        70,877        59,769
Net loss of minority interest                                 2,454            328
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                               $  257,558     $  232,348    $  209,565    $  185,150    $  146,361
============================================================================================================================
NET INCOME APPLICABLE TO COMMON STOCK                    $  249,208     $  223,998    $  201,215    $  176,800    $  138,011
============================================================================================================================
EARNINGS PER COMMON SHARE*                               $     1.84     $     1.65    $     1.50    $     1.34    $     1.05
============================================================================================================================
CASH DIVIDENDS DECLARED PER COMMON SHARE OUTSTANDING     $     0.60     $     0.50    $     0.40    $     0.35    $     0.29
============================================================================================================================

*The average common shares used in the computation of earnings and cash dividend per common share were 135,585,634 for 1999; 135,532,086 for 1998; 134,036,964 for 1997; 132,044,624 for 1996; and 131,632,600 for 1995.

STATISTICAL SUMMARY 1995-1999
AVERAGE BALANCE SHEET AND SUMMARY OF NET INTEREST INCOME

On a Taxable Equivalent Basis*
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                               1999                                   1998
------------------------------------------------------------------------------------------------------------------------------
                                                      AVERAGE                    AVERAGE    Average                    Average
                                                      BALANCE       INTEREST      RATE      Balance       Interest       Rate
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Federal funds sold and securities purchased
     under agreements to resell                   $   537,436    $   24,238        4.51% $   670,072    $   31,814        4.75%
   Time deposits with other banks                     143,154         9,144        6.39       82,935         4,889        5.89
   Bankers' acceptances                                   516            52       10.08          778            78       10.03
------------------------------------------------------------------------------------------------------------------------------
   Total money market investments                     681,106        33,434        4.91      753,785        36,781        4.88
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                            2,479,827       169,683        6.84    3,227,375       231,837        7.18
Obligations of other U.S. Government
     agencies and corporations                      3,028,577       200,649        6.63    1,477,168       111,332        7.54
Obligations of Puerto Rico, States and
     political subdivisions                           138,185         9,100        6.59      136,824         9,272        6.78
Collateralized mortgage obligations and
     mortgage-backed securities                     1,246,582        92,960        7.46    1,318,097        81,970        6.22
Other                                                 455,488        26,654        5.85      130,861        14,015       10.71
------------------------------------------------------------------------------------------------------------------------------
    Total investment securities                     7,348,659       499,046        6.79    6,290,325       448,426        7.13
------------------------------------------------------------------------------------------------------------------------------
Trading account securities                            313,904        20,584        6.56      287,218        18,943        6.60
------------------------------------------------------------------------------------------------------------------------------
Loans (net of unearned income)                     13,901,290     1,380,330        9.93   11,930,621     1,218,849       10.22
------------------------------------------------------------------------------------------------------------------------------
    Total interest earning assets/
       Interest income                             22,244,959    $1,933,394        8.69%  19,261,949    $1,722,999        8.95%
------------------------------------------------------------------------------------------------------------------------------
    Total non-interest earning assets               1,561,413                              1,170,433
------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                      $23,806,372                            $20,432,382
==============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
   Savings and NOW accounts                       $ 5,877,976    $  173,946        2.96% $ 5,221,132    $  163,805        3.14%
   Other time deposits                              4,874,480       278,269        5.71    4,437,193       247,687        5.58
   Short-term borrowings                            5,992,445       317,646        5.30    4,622,549       251,724        5.45
   Mortgages and notes payable                      1,558,410       106,639        6.84    1,371,372        93,846        6.84
   Subordinated notes                                 125,000         8,555        6.84      125,000         8,555        6.84
   Guaranteed preferred beneficial interest in
   Popular North America's subordinated
     debentures                                       150,000        12,877        8.58      150,000        13,074        8.72
------------------------------------------------------------------------------------------------------------------------------
  Total interest bearing liabilities/
      Interest expense                             18,578,311       897,932        4.83   15,927,246       778,691        4.89
------------------------------------------------------------------------------------------------------------------------------
    Total non-interest bearing liabilities          3,515,269                              2,951,878
------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                              22,093,580                             18,879,124
------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                1,712,792                              1,553,258
------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $23,806,372                            $20,432,382
==============================================================================================================================
Net interest income on a taxable
 equivalent basis                                                $1,035,462                            $   944,308
------------------------------------------------------------------------------------------------------------------------------
Cost of funding earning assets                                                     4.04%                                  4.04%
------------------------------------------------------------------------------------------------------------------------------
Net interest yield                                                                 4.65%                                  4.91%
==============================================================================================================================
 Effect of the taxable equivalent adjustment                         81,724                                 71,296
------------------------------------------------------------------------------------------------------------------------------
Net interest income per books                                    $  953,738                            $   873,012
==============================================================================================================================

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

---------------------------------------------------------------------------------------------------------------------------------
                  1997                                        1996                                        1995
---------------------------------------------------------------------------------------------------------------------------------

    Average                       Average     Average                         Average     Average                        Average
    Balance     Interest           Rate       Balance       Interest           Rate       Balance       Interest           Rate
---------------------------------------------------------------------------------------------------------------------------------
$   595,715    $   31,504          5.29%    $   878,138    $   45,704          5.20%    $   399,413    $   22,823          5.71%
     34,271         2,181          6.36          12,562           770          6.13           2,661           165          6.20
      2,463           238          9.66           2,202           223         10.13             941            89          9.46
---------------------------------------------------------------------------------------------------------------------------------
    632,449        33,923          5.36         892,902        46,697          5.23         403,015        23,077          5.73
---------------------------------------------------------------------------------------------------------------------------------
  3,553,347       249,739          7.03       3,198,912       222,520          6.96       2,893,797       197,554          6.83

    967,973        69,709          7.20         531,711        34,725          6.53         428,563        30,912          7.21

    141,625         9,716          6.86         231,363        11,224          4.85         247,176        14,798          5.99

  1,150,214        72,245          6.28         772,278        46,434          6.01         727,175        47,191          6.49
    114,201         7,718          6.76          95,985         5,483          5.71         171,013         6,491          3.80
---------------------------------------------------------------------------------------------------------------------------------
  5,927,360       409,127          6.90       4,830,249       320,386          6.63       4,467,724       296,946          6.65
---------------------------------------------------------------------------------------------------------------------------------
    301,618        19,770          6.55         372,196        23,004          6.18         155,597         9,831          6.32
---------------------------------------------------------------------------------------------------------------------------------
 10,548,207     1,087,466         10.31       9,210,964       930,891         10.11       8,217,834       820,003          9.98
---------------------------------------------------------------------------------------------------------------------------------
 17,409,634    $1,550,286          8.90%     15,306,311    $1,320,978          8.63%     13,244,170    $1,149,857          8.68%
---------------------------------------------------------------------------------------------------------------------------------
  1,009,510                                     994,771                                     874,013
---------------------------------------------------------------------------------------------------------------------------------
$18,419,144                                 $16,301,082                                 $14,118,183
=================================================================================================================================

$ 4,674,577    $  147,321          3.15%    $ 4,244,625    $  131,499          3.10%    $ 4,015,973    $  126,548          3.15%
  4,023,313       219,207          5.45       4,163,416       218,722          5.25       3,720,473       203,235          5.46
  4,280,900       237,738          5.55       3,464,892       184,682          5.33       2,600,246       141,522          5.44
  1,345,650        83,936          6.24         757,604        46,417          6.13         598,027        46,149          7.72
    125,000         8,558          6.85         147,951        10,220          6.91          56,850         4,170          7.34

    122,877        10,588          8.62
---------------------------------------------------------------------------------------------------------------------------------
 14,572,317       707,348          4.85      12,778,488       591,540          4.63      10,991,569       521,624          4.75
---------------------------------------------------------------------------------------------------------------------------------
  2,475,843                                   2,329,088                                   2,056,132
---------------------------------------------------------------------------------------------------------------------------------
 17,048,160                                  15,107,576                                  13,047,701
---------------------------------------------------------------------------------------------------------------------------------
  1,370,984                                   1,193,506                                   1,070,482
---------------------------------------------------------------------------------------------------------------------------------
$18,419,144                                 $16,301,082                                 $14,118,183
=================================================================================================================================

               $  842,938                                  $  729,438                                  $  628,233
---------------------------------------------------------------------------------------------------------------------------------
                                   4.06%                                       3.86%                                       3.94%
---------------------------------------------------------------------------------------------------------------------------------
                                   4.84%                                       4.77%                                       4.74%
=================================================================================================================================
                   58,983                                      48,125                                      44,050
---------------------------------------------------------------------------------------------------------------------------------
               $  783,955                                  $  681,313                                  $  584,183
=================================================================================================================================

STATISTICAL SUMMARY 1998-1999
QUARTERLY FINANCIAL DATA

                                                     1999                                            1998
----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per         Fourth       Third      Second      First       Fourth       Third      Second      First
common share information)         Quarter     Quarter     Quarter    Quarter      Quarter     Quarter     Quarter    Quarter
============================================================================================================================
SUMMARY OF OPERATIONS
Interest income                 $485,542    $468,532    $453,401    $444,195    $441,649    $410,821    $402,865    $396,368
Interest expense                 245,686     229,740     214,550     207,956     210,774     195,780     188,473     183,664
----------------------------------------------------------------------------------------------------------------------------
Net interest income              239,856     238,792     238,851     236,239     230,875     215,041     214,392     212,704
Provision for loan
 losses                           39,466      37,080      36,631      35,771      35,457      34,667      33,524      33,565
Non-interest income              102,047      96,984      86,640      86,607      75,723      69,668      69,837      67,084
Gain (loss) on sale of
 investment securities              (137)         39         286         450         465       4,553       3,049         867
Non-interest expense             215,670     214,704     205,217     201,891     194,311     178,618     175,045     172,380
----------------------------------------------------------------------------------------------------------------------------
Income before income
 tax and minority interest        86,630      84,031      83,929      85,634      77,295      75,977      78,709      74,710
Income tax                        21,497      20,887      20,334      22,402      15,111      18,397      21,248      19,915
Net loss of minority
 interest                            574       1,066         382         432         328
----------------------------------------------------------------------------------------------------------------------------
Net income                      $ 65,707    $ 64,210    $ 63,977    $ 63,664    $ 62,512    $ 57,580    $ 57,461    $ 54,795
============================================================================================================================
Net income applicable
 to common stock                $ 63,618    $ 62,123    $ 61,890    $ 61,577    $ 60,423    $ 55,493    $ 55,374    $ 52,708
============================================================================================================================
 Net income per
    common  share               $   0.47    $   0.46    $   0.46    $   0.45    $   0.44    $   0.41    $   0.41    $   0.39
----------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
(In millions)
Total assets                    $ 24,733    $ 24,115    $ 23,655    $ 22,696    $ 21,939    $ 20,344    $ 19,935    $ 19,486
Loans                             14,573      14,132      13,681      13,201      12,699      11,928      11,615      11,467
Interest earning assets           23,060      22,546      22,093      21,258      20,761      19,149      18,770      18,341
Deposits                          13,965      13,802      13,816      13,578      13,035      12,033      12,196      11,805
Interest bearing liabilities      19,388      18,874      18,406      17,622      17,120      15,897      15,488      15,182
----------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on assets                    1.05%       1.06%       1.08%       1.14%       1.13%       1.12%       1.16%       1.14%
Return on equity                   15.06       15.23       15.53       16.03       15.84       14.94       15.50       15.36

REPORT OF INDEPENDENT ACCOUNTANTS

[PRICEWATERHOUSECOOPERS LOGO]

To the Board of Directors and Stockholders of Popular, Inc.

In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/S/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
San Juan, Puerto Rico
February 24, 2000

Stamp 1603157 of the P.R.
Society of Certified Public
Accountants has been affixed
to the file copy of this report.

CONSOLIDATED STATEMENTS OF CONDITION

                                                                                           December 31,
                                                                                  -----------------------------
Dollars in thousands, except per share information                                      1999             1998
---------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                                           $    663,696     $    667,707
---------------------------------------------------------------------------------------------------------------
Money market investments:
  Federal funds sold and securities purchased under
   agreements to resell                                                                931,123          910,430
  Time deposits with other banks                                                        54,354           37,206
  Bankers' acceptances                                                                     517              262
---------------------------------------------------------------------------------------------------------------
                                                                                       985,994          947,898
---------------------------------------------------------------------------------------------------------------
Trading securities, at market value                                                    236,610          318,727
Investment securities available-for-sale, at market value                            7,324,950        7,020,396
Investment securities held-to-maturity, at amortized cost
  (market value $295,075; 1998 - $228,039)                                             299,312          226,134
Loans held-for-sale, at lower of cost or market                                        619,298          644,159
---------------------------------------------------------------------------------------------------------------
Loans                                                                               14,659,400       12,783,609
  Less - Unearned income                                                               370,944          348,973
      Allowance for loan losses                                                        292,010          267,249
---------------------------------------------------------------------------------------------------------------
                                                                                    13,996,446       12,167,387
---------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                 440,971          424,721
Other real estate                                                                       29,268           32,693
Customers' liabilities on acceptances                                                   12,041           15,937
Accrued income receivable                                                              175,746          156,314
Other assets                                                                           371,421          263,992
Intangible assets                                                                      304,786          274,292
---------------------------------------------------------------------------------------------------------------
                                                                                  $ 25,460,539     $ 23,160,357
===============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
   Non-interest bearing                                                           $  3,284,949     $  3,176,309
   Interest bearing                                                                 10,888,766       10,495,905
---------------------------------------------------------------------------------------------------------------
                                                                                    14,173,715       13,672,214
  Federal funds purchased and securities sold under agreements to repurchase         4,414,480        4,076,500
  Other short-term borrowings                                                        2,612,389        1,639,082
  Notes payable                                                                      1,852,599        1,307,160
  Acceptances outstanding                                                               12,041           15,937
  Other liabilities                                                                    436,718          437,760
---------------------------------------------------------------------------------------------------------------
                                                                                    23,501,942       21,148,653
---------------------------------------------------------------------------------------------------------------
  Subordinated notes                                                                   125,000          125,000
---------------------------------------------------------------------------------------------------------------
  Preferred beneficial interest in Popular North America's junior subordinated
   deferrable interest debentures guaranteed by the Corporation                        150,000          150,000
---------------------------------------------------------------------------------------------------------------
  Commitments and contingencies
---------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                          22,611           27,591
---------------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock, $25 liquidation value; 10,000,000 shares authorized;
   4,000,000 issued and outstanding                                                    100,000          100,000
  Common stock, $6 par value;  180,000,000 shares authorized;
    137,943,619 shares issued (1998 - 137,614,927) and 135,654,292 shares
    outstanding (1998 - 135,637,327)                                                   827,662          825,690
  Surplus                                                                              243,855          216,795
  Retained earnings                                                                    694,301          530,481
  Accumulated other comprehensive (loss) income,
   net of deferred taxes of ($35,993) (1998 - $25,174)                                (140,709)          75,706
  Treasury stock - at cost, 2,289,327 shares (1998 - 1,977,600)                        (64,123)         (39,559)
---------------------------------------------------------------------------------------------------------------
                                                                                     1,660,986        1,709,113
---------------------------------------------------------------------------------------------------------------
                                                                                  $ 25,460,539     $ 23,160,357
===============================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                              Year ended December 31,
                                                                                 ------------------------------------------------
(In thousands, except per share information)                                         1999              1998               1997
---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
 Loans                                                                           $ 1,373,158         $1,211,850        $1,080,408
 Money market investments                                                             33,434             36,781            33,923
 Investment securities                                                               425,907            385,473           358,736
 Trading securities                                                                   19,171             17,599            18,236
---------------------------------------------------------------------------------------------------------------------------------
                                                                                   1,851,670          1,651,703         1,491,303
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 Deposits                                                                            452,215            411,492           366,528
 Short-term borrowings                                                               317,646            251,724           237,738
 Long-term debt                                                                      128,071            115,475           103,082
---------------------------------------------------------------------------------------------------------------------------------
                                                                                     897,932            778,691           707,348
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                  953,738            873,012           783,955
Provision for loan losses                                                            148,948            137,213           110,607
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                  804,790            735,799           673,348
Service charges on deposit accounts                                                  118,187            103,732            94,141
Other service fees                                                                   169,727            116,575            98,650
Gain on sale of investment securities                                                    638              8,933             2,268
Trading account (loss) profit                                                         (1,582)             3,653             3,934
Other operating income                                                                85,946             58,353            48,605
---------------------------------------------------------------------------------------------------------------------------------
                                                                                   1,177,706          1,027,045           920,946
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 Personnel costs:
   Salaries                                                                          289,995            247,590           211,741
   Profit sharing                                                                     23,881             22,067            25,684
   Pension and other benefits                                                         72,820             67,743            69,468
---------------------------------------------------------------------------------------------------------------------------------
                                                                                     386,696            337,400           306,893
 Net occupancy expense                                                                60,814             48,607            39,617
 Equipment expenses                                                                   88,334             75,302            66,446
 Other taxes                                                                          33,290             32,191            30,283
 Professional fees                                                                    67,955             58,087            46,767
 Communications                                                                       43,146             36,941            33,325
 Business promotion                                                                   45,938             39,376            33,569
 Printing and supplies                                                                20,709             17,604            15,539
 Other operating expenses                                                             58,812             46,986            41,607
 Amortization of intangibles                                                          31,788             27,860            22,874
---------------------------------------------------------------------------------------------------------------------------------
                                                                                     837,482            720,354           636,920
---------------------------------------------------------------------------------------------------------------------------------
Income before income tax and minority interest                                       340,224            306,691           284,026
Income tax                                                                            85,120             74,671            74,461
Net loss of minority interest                                                          2,454                328
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                       $   257,558         $  232,348        $  209,565
=================================================================================================================================
NET INCOME APPLICABLE TO COMMON STOCK                                            $   249,208         $  223,998        $  201,215
=================================================================================================================================
NET INCOME PER COMMON SHARE (BASIC AND DILUTED)                                  $      1.84         $     1.65        $     1.50
=================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               Year ended December 31,
                                                                                 ------------------------------------------------
(In thousands)                                                                        1999             1998                1997
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                      $   257,558         $  232,348        $  209,565
---------------------------------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to cash provided
   by operating activities:
     Depreciation and amortization of premises and equipment                          71,320             62,649            54,523
     Provision for loan losses                                                       148,948            137,213           110,607
     Amortization of intangibles                                                      31,788             27,860            22,874
     Gain on sale of investment securities available-for-sale                           (638)            (8,933)           (2,268)
     Loss on disposition of premises and equipment                                       365                167             2,681
     Gain on sale of loans                                                           (24,158)           (23,036)          (23,315)
     Amortization of premiums and accretion of discounts
        on investments                                                                 6,878              2,945             2,746
     Net decrease (increase) in loans held-for-sale                                   26,818           (378,955)          (10,075)
     Amortization of deferred loan origination fees and costs                           (713)            (2,399)           (3,019)
     Net decrease (increase) in trading securities                                    82,117            (96,424)           69,847
     Net increase in accrued income receivable                                       (19,414)           (35,933)          (15,872)
     Net (increase) decrease in other assets                                         (38,201)            70,005           175,286
     Net increase in interest payable                                                 18,592             10,138             6,668
     Net decrease in current and deferred taxes                                      (50,987)           (10,546)          (28,555)
     Net increase in postretirement benefit obligation                                 9,708              9,254             7,323
     Net increase in other liabilities                                                28,709             11,190             4,887
---------------------------------------------------------------------------------------------------------------------------------
   Total adjustments                                                                 291,132           (224,805)          374,338
---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                         548,690              7,543           583,903
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net (increase) decrease in money market investments                                 (38,096)           (26,726)            9,671
 Purchases of investment securities held-to-maturity                              (6,070,728)       (11,713,516)      (68,040,431)
 Maturities of investment securities held-to-maturity                              6,095,690         11,893,268        68,835,925
 Purchases of investment securities available-for-sale                            (6,305,513)        (5,372,719)       (8,635,781)
 Maturities of investment securities available-for-sale                            5,467,356          2,815,884         2,191,521
 Sales of investment securities available-for-sale                                   168,337            923,409         5,212,194
 Net disbursements on loans                                                       (2,921,860)        (1,558,253)       (1,468,552)
 Proceeds from sale of loans                                                         920,421            734,417           521,853
 Acquisition of loan portfolios                                                       (5,945)           (62,247)          (48,481)
 Assets acquired, net of cash                                                         (1,718)           (17,168)          (83,404)
 Acquisition of premises and equipment                                              (108,428)          (103,577)         (120,226)
 Proceeds from sale of premises and equipment                                         24,923             16,630            68,082
---------------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                          (2,775,561)        (2,470,598)       (1,557,629)
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase (decrease) in deposits                                                 501,501          1,189,771           (68,957)
 Net deposits acquired                                                                                   36,297
 Net increase in federal funds purchased and
   securities sold under agreements to repurchase                                    337,980          1,353,171           790,607
 Net increase (decrease) in other short-term borrowings                              972,474            295,281          (116,571)
 Proceeds from issuance of notes payable                                             789,436            176,986         1,246,237
 Payment of notes payable                                                           (246,701)          (319,307)         (932,853)
 Payment of senior debentures                                                                                             (30,000)
 Proceeds from issuance of Capital Securities                                                                             150,000
 Dividends paid                                                                      (87,012)           (72,021)          (59,037)
 Proceeds from issuance of common stock                                                9,387              7,433             4,642
 Treasury stock acquired                                                             (54,205)                             (39,559)
---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                                       2,222,860          2,667,611           944,509
---------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and due from banks                                    (4,011)           204,556           (29,217)
Cash and due from banks at beginning of year                                         667,707            463,151           492,368
---------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                           $   663,696         $  667,707        $  463,151
=================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDER'S EQUITY

                                                                                              Year ended December 31,
                                                                                 ------------------------------------------------
(In thousands)                                                                        1999              1998               1997
---------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK:
  Balance at beginning and end of year                                           $   100,000         $  100,000        $  100,000
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK:
  Balance at beginning of year                                                       825,690            412,029           396,531
  Transfer from surplus resulting from stock split                                                      412,426
  Common stock issued in acquisitions                                                                                      14,774
  Common stock issued under Dividend
   Reinvestment Plan                                                                   1,972              1,235               724
---------------------------------------------------------------------------------------------------------------------------------
          Balance at end of year                                                     827,662            825,690           412,029
---------------------------------------------------------------------------------------------------------------------------------
SURPLUS:
  Balance at beginning of year                                                       216,795            602,023           496,582
  Common stock issued under
   Dividend Reinvestment Plan                                                          7,415              6,198             3,918
  Transfer to common stock resulting from
   stock split                                                                                         (412,426)
  Treasury stock issued for acquisition                                               15,645
  Common stock issued in acquisitions                                                                                      81,523
  Transfer from retained earnings                                                      4,000             21,000            20,000
=================================================================================================================================
          Balance at end of year                                                     243,855            216,795           602,023
---------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
  Balance at beginning of year                                                       530,481            395,253           267,719
  Net income                                                                         257,558            232,348           209,565
  Cash dividends declared on common stock                                            (81,388)           (67,770)          (53,681)
  Cash dividends declared on preferred stock                                          (8,350)            (8,350)           (8,350)
  Transfer to surplus                                                                 (4,000)           (21,000)          (20,000)
---------------------------------------------------------------------------------------------------------------------------------
          Balance at end of year                                                     694,301            530,481           395,253
---------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME:
  Balance at beginning of year                                                        75,706             33,346             1,700
  Other comprehensive (loss) income, net of taxes                                   (216,415)            42,360            31,646
---------------------------------------------------------------------------------------------------------------------------------
          Balance at end of year                                                    (140,709)            75,706            33,346
---------------------------------------------------------------------------------------------------------------------------------
TREASURY STOCK - AT COST                                                             (64,123)           (39,559)          (39,559)
---------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                       $ 1,660,986         $1,709,113        $1,503,092
=================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                              Year ended December 31,
                                                                                 ------------------------------------------------

(In thousands)                                                                       1999               1998               1997
---------------------------------------------------------------------------------------------------------------------------------

Net income                                                                       $   257,558         $  232,348        $  209,565
---------------------------------------------------------------------------------------------------------------------------------

Other comprehensive (loss) income, net of tax:
 Foreign currency translation adjustment                                              (1,050)              (215)
 Unrealized (losses) gains on securities:
    Unrealized holding (losses) gains arising during the period,
      net of tax of ($61,064) (1998 - $15,721; 1997 - $10,337)                      (215,140)            49,826            33,267
    Less: reclassification adjustment for gains or losses included
     in net income, net of tax of $106 (1998 - $1,727; 1997 - $647)                      225              7,251             1,621
---------------------------------------------------------------------------------------------------------------------------------
 Total other comprehensive (loss) income                                            (216,415)            42,360            31,646
---------------------------------------------------------------------------------------------------------------------------------
 Comprehensive income, net of taxes                                              $    41,143         $  274,708        $  241,211
=================================================================================================================================

DISCLOSURE OF ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME:

                                                                                              Year ended December 31,
                                                                                 ------------------------------------------------
(In thousands)                                                                        1999               1998              1997
---------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustment                                          $    (1,265)        $     (215)
Unrealized (losses) gains on securities                                             (139,444)            75,921        $   33,346
---------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive (loss) income                                    $  (140,709)        $   75,706        $   33,346
=================================================================================================================================

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

Nature of operations

Popular, Inc. is a bank holding company offering a full range of financial services through banking offices in Puerto Rico, the U.S. and British Virgin Islands, New York, Illinois, New Jersey, Florida, California and Texas. The Corporation is also the principal shareholder of Banco Fiduciario (BF) in the Dominican Republic. The Corporation is engaged in mortgage and consumer finance, lease financing, investment banking and broker/dealer activities, retail financial services and ATM processing services through its non-banking subsidiaries in Puerto Rico, the United States and Costa Rica. Also, effective July 1, 1999, the Corporation acquired GM Group, a leading company in information technology and data processing in Puerto Rico and the Caribbean with offices in San Juan, Caracas, Santo Domingo and Miami, servicing customers in 10 countries in America. Note 27 to the consolidated financial statements presents further information on the nature of operations of the Corporation by business segments.

The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Acquisitions

For the three-year period ended December 31, 1999, the Corporation completed the following acquisitions:


(Dollars in millions)
---------------------------------------------------------------------------------
                                              Consi-        Assets
 Date     Entity                             deration      Acquired    Business
=================================================================================

Aug./99   Newco Mortgage                     100% cash      $  7*      Mortgage
          Holding Corporation                                          Banking
          (d/b/a  Levitt Mortgage)
          (Puerto Rico)

Jul./99   GM Group                           100% stock     $ 69       Technology
          (Puerto Rico)                                                Services

Apr./99   Telemex, Inc.                      100% cash      $1.5       Retail
          (Arizona)                                                    Financial
                                                                       Services

Feb./99   Valley Check                       100% cash      $1.9       Retail
          Cashers, Inc.                                                Financial
          (California)                                                 Services

Jan./99   Houston Check                      100% cash      $2.5       Retail
          Cashers, Inc.                                                Financial
          (Texas)                                                      Services

Oct./98   Inglewood                          100% cash      $ 11       Retail
          Quik Check, Inc.                                             Financial
          (California)                                                 Services

Oct./98   Gore-Bronson
          Bancorp                            100% cash      $281       Banking
          (Illinois)

Oct./98   First State Bank
          of Southern
          California                         100% cash      $194       Banking
          (California)

Sep./98   Banco Fiduciario                   100% cash      $496*      Banking
          (Dominican
          Republic)

Apr./98   Mirando J. Corp./                  100% cash      $  6       Retail
          Florida Exchange                                             Financial
          Ltd. (Florida)                                               Services

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

Jun./97   Roig Commercial                    50% cash and
          Bank                               50% stock      $791       Banking
          (Puerto Rico)

May/97    National Bancorp,
          Inc.                               100% stock     $189       Banking
          (Illinois)

May/97    CBC Bancorp                        100% cash      $325       Banking
          (Illinois)

Apr./97   Seminole National
          Bank                               100% cash      $ 34       Banking
          (Florida)

* Popular, Inc. is the principal shareholder of Banco Fiduciario (BF) and Levitt Mortgage, Inc. with a 57% and 85% ownership interest, respectively, at December 31, 1999. Both are presented as consolidated subsidiaries of the Corporation.

         All of the above acquisitions were accounted for as purchases and their results included in the consolidated statements of income from the date of acquisition.

Reorganization

During 1999 the Corporation reorganized its U.S. operations. The Corporation's banking subsidiaries in California, Florida, New Jersey and Illinois, and the Banco Popular branches in New York were merged with and into one bank named Banco

Popular North America (BPNA). Banco Popular, N.A. (Texas) was subsequently merged into Banco Popular North America effective January 1, 2000.

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

Investment securities

Investment securities are classified in three categories and accounted for as follows:

         - Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank stock, is also included in this category.

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

Lease financing

The Corporation leases passenger and commercial vehicles and equipment to individual and corporate customers. The finance method of accounting is used to recognize revenue on lease contracts that meet the criteria specified in Statement of Financial Accounting Standards (SFAS) 13, "Accounting for Leases", as amended. Aggregate rentals due over the term of the leases less unearned income are included in finance lease contracts receivable. Unearned income is amortized using a method which results in approximate level rates of return on the principal amounts outstanding. Finance lease origination fees and costs are deferred and amortized over the average life of the portfolio as an adjustment to the yield.

         All other leases are accounted for under the operating method. Under this method, revenue is recognized as it becomes due under the terms of the agreement.

Allowance for loan losses

The Corporation follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses to provide for inherent losses in the loan portfolio as well as in other credit-related financial instruments. This methodology includes the consideration of factors such as economic conditions, portfolio risk characteristics, prior loss experience, results of periodic credit reviews of individual loans and financial accounting standards. The provision for loan losses charged to current operations is based on such methodology. Loan losses are charged and recoveries are credited to the allowance for loan losses.

         The Corporation has defined impaired loans as all loans with interest and/or principal past due 90 days or more and other specific loans for which, based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective rate, on the observable market price of the loan or on the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment based on past experience adjusted for current conditions. All other loans are evaluated on a loan-by-loan basis. Once a specific measurement methodology is chosen it is consistently applied unless there is a significant change in the financial position of the borrower. Impaired loans for which the discounted cash flows, collateral value or market price equals or exceeds its carrying value do not require an allowance. The allowance for impaired loans is part of the Corporation's overall allowance for loan losses.

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

Servicing assets

Servicing rights, an intangible asset, represents the cost of acquiring the contractual right to service loans for others. Loan servicing fees, which are based on a percentage of the principal balances of the loans serviced, are credited to income as loan payments are collected.

         The Corporation recognizes as separate assets the rights to service loans for others, whether those servicing rights are originated or purchased. The total cost of loans to be sold with servicing rights retained is allocated to the servicing rights and the loans (without the servicing rights), based on their relative fair values. Servicing rights are amortized in proportion to and over the period of estimated net servicing income. In addition, the Corporation assesses capitalized servicing rights for impairment based on the fair value of those rights.

         To estimate the fair value of servicing rights the Corporation considers prices for similar assets and the present value of expected future cash flows associated with the servicing rights calculated using assumptions that market participants would use in estimating future servicing income and expense. For purposes of evaluating and measuring impairment of capitalized servicing rights, the Corporation stratifies such rights based on predominant risk characteristics of underlying loans, such as loan type, rate and term. The amount of impairment recognized, if any, is the amount by which the capitalized servicing rights per stratum exceed its estimated fair value. Impairment is recognized through a valuation allowance.

         Total loans serviced for others were $4,007,345,000 at December 31, 1999 (1998 - $3,674,092,000). The carrying value, estimated fair value and valuation allowance of capitalized servicing rights were $33,852,000, $45,273,000 and $14,000, respectively, at December 31, 1999 (1998 - $29,667,000,
$36,210,000 and $11,000).

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful life of each type of asset. Amortization of leasehold improvements is computed over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Costs of renewals and betterments are capitalized. When assets are disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in earnings as realized or incurred, respectively.

         The Corporation evaluates for impairment its long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and long-lived assets to be disposed of, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Other real estate

Other real estate comprises properties acquired through foreclosure. Upon foreclosure, the recorded amount of the loan is written-down, if required, to the appraised value less estimated costs of disposal of the real estate acquired, by charging the allowance for loan losses. Subsequent to foreclosure, the properties are carried at the lower of carrying value or fair value less estimated costs of disposal. Gains or losses on the sale of these properties are credited or charged to expense of operating other real estate. The cost of maintaining and operating such properties is expensed as incurred.

Intangible assets

Intangible assets consist of goodwill and other identifiable intangible assets, mainly core deposits and servicing rights. The values of core deposits and credit customer relationships are amortized using various methods over the periods benefited, which range from 4 to 10 years. Goodwill represents the excess of the Corporation's cost of purchased operations over the fair value of the net assets acquired and is amortized on the straight-line basis over periods ranging from 7 to 15 years.

Securities sold/purchased under agreements to repurchase/resale

Repurchase and resale agreements are treated as financing transactions and are carried at the amounts at which the securities will be reacquired or resold as specified in the respective agreements.

         It is the Corporation's policy to take possession of securities purchased under resale agreements. However, the counterparties to such agreements maintain effective control over such securities, accordingly, are not reflected in the Corporation's statement of condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral where deemed appropriate.

         It is the Corporation's policy to maintain effective control over securities sold under agreements to repurchase, accordingly, such securities continue to be carried on the statements of condition.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar, is reported in other comprehensive income.

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

Employees' retirement and other postretirement benefit plans

Banco Popular de Puerto Rico (BPPR) and BPNA have trusteed, noncontributory retirement and other benefit plans covering substantially all full-time employees. Pension costs are computed on the basis of accepted actuarial methods and are charged to current operations. Net pension costs are based on various actuarial assumptions regarding future experience under the plan, which include costs for services rendered during the period, interest costs and return on plan assets, as well as deferral and amortization of certain items such as actuarial gains or losses. The funding policy is to contribute to the plan as necessary to provide for services to date and for those expected to be earned in the future. To the extent that these requirements are fully covered by assets in the plan, a contribution may not be made in a particular year.

         BPPR also provides certain health and life insurance benefits for eligible retirees and their dependents. The cost of postretirement benefits, which is determined based on actuarial assumptions and estimates of the costs of providing these benefits in the future, is accrued during the years that the employee renders the required service.

Stock compensation

BPPR provides a stock-based compensation plan for its Senior Management. It is a three-year incentive plan under which shares of stock of the Corporation are granted if long-term corporate performance and objectives are met. Compensation cost is determined based on the market value of the stock. The compensation expense related to each award is recognized when probable, based on the best estimate of the outcome of the performance condition.

Transfers and servicing of financial assets and extinguishment of liabilities

In January 1997, the Corporation adopted, SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Certain provisions related with repurchase agreements, dollar-roll, securities lending, and similar transactions, which were delayed by SFAS 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," were adopted in January 1998. Under these standards, after a transfer of financial assets, the Corporation recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The adoption of these statements did not have a material effect on the consolidated financial statements of the Corporation.

Earnings per common share

Earnings per common share are computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares of the Corporation outstanding during the year. No dilutive potential common shares were outstanding during the years ended December 31, 1999, 1998 and 1997. Accordingly, there is no difference between basic and diluted earnings per share.

Comprehensive income

Effective January 1, 1998, the Corporation adopted SFAS 130, "Reporting Comprehensive Income." Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. The presentation of comprehensive income required by this statement is included in a separate statement of comprehensive income.

Disclosure about segments of an enterprise and related information

In 1998, the Corporation adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Note 27 includes the required disclosure of selected information about operating segments, products and services, and geographic areas.

Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise

In 1999, the Corporation adopted SFAS 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement requires that an entity engaged in mortgage banking activities classify the mortgage-backed securities or other retained interests resulting from the securitization of mortgage loans held-for-sale, based on its ability and intent to sell or hold those investments, in accordance with SFAS 115. During 1999, the Corporation reclassified $150,740,000 in securities held for trading to the available-for-sale and held-to-maturity categories based on the adoption provisions of SFAS 134.

Statement of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

Reclassifications

Certain minor reclassifications have been made to the 1998 and 1997 consolidated financial statements to conform with the 1999 presentation.

Recently issued accounting pronouncements and regulations

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities in the statement of condition measured at fair value. It also establishes unique accounting treatment for the following three different types of hedges: fair value hedges, cash flow hedges and foreign currency hedges. The accounting for each of the three types of hedges results in recognizing offsetting changes in value or cash flows of both the derivative instrument and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three types of hedges are included in earnings in the period of change. The FASB has delayed the effective date of this statement to fiscal years beginning after June 15, 2000. Management estimates that the adoption of this statement will not have a material effect on the consolidated financial statements of the Corporation.

Uniform Retail Credit Classification and Account Management Policy

On February 10, 1999, the Federal Financial Institutions Examination Council (FFIEC) issued a revised Uniform Retail Credit Classification and Account Management Policy. This policy statement updates and expands the classification policy for retail credit loans that was first issued in 1980. The policy retains and clarifies a requirement to charge-off all open-end loans, such as credit card loans, which are 180 days or more past due. Close-end loans, such as installment loans, should be charged-off after they are 120 days delinquent. In addition, based on the revised policy, unsecured retail loans to borrowers who declare bankruptcy should generally be charged-off within 60 days of receipt of notification of filing from the bankruptcy court, or within the charge-off time frames adopted in the classification policy, whichever is shorter. Also, the revised policy details criteria that should be met before banks may consider a delinquent open-end loan current, such as the process of account reaging, extension and deferral. Changes in the policies and practices should be implemented by December 31, 2000. Management understands that the adoption of these revisions will not have a material effect on the consolidated financial statements of the Corporation.

NOTE 2 - CASH AND DUE FROM BANKS:

The Corporation's subsidiary banks are required by regulatory agencies to maintain average reserve balances. The amount of those average reserve balances was approximately $531,324,000 at December 31, 1999 (1998 - $464,838,000).

NOTE 3 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities available-for-sale as of December 31, 1999 and 1998 (1997 - only market value is presented) were as follows:

                                                                   1999
----------------------------------------------------------------------------------------------------------
                                                                                                  Weighted
                                  Amortized     Unrealized     Unrealized          Market          average
                                    cost           gains         losses             value           yield
----------------------------------------------------------------------------------------------------------

                                                               (In thousands)

U.S. Treasury securities
(average maturity of
1 year and 7 months):
 Within 1 year                   $  621,487                      $      985         $  620,502          5.34%
 After 1 to 5 years               1,396,617                          12,942          1,383,675          5.69
------------------------------------------------------------------------------------------------------------
                                  2,018,104                          13,927          2,004,177          5.58
------------------------------------------------------------------------------------------------------------
Obligations of other
U.S. Government
 agencies and corporations
 (average maturity of
 5 years and 3 months):
 Within 1 year                      733,917       $       9             720            733,206          5.62
 After 1 to 5 years               1,026,476                          13,963          1,012,513          5.57
 After 5 to 10 years              1,456,566                         102,571          1,353,995          6.19
 After 10 years                     300,000                          32,312            267,688          6.40
------------------------------------------------------------------------------------------------------------
                                  3,516,959               9         149,566          3,367,402          5.91
------------------------------------------------------------------------------------------------------------

Obligations of P.R.,
 States and political
subdivisions (average
 maturity of 10 years):
 Within 1 year                        2,485               3                              2,488          5.14
 After 1 to 5 years                  13,349              33              98             13,284          5.75
 After 5 to 10 years                 29,741             248             393             29,596          5.96
 After 10 years                      30,137             750             337             30,550          5.91
------------------------------------------------------------------------------------------------------------
                                     75,712           1,034             828             75,918          5.88
------------------------------------------------------------------------------------------------------------

Collateralized mort-
 gage obligations
 (average maturity
 of 23 years and 2 months):
 Within 1 year                        6,878               3                              6,881          6.83
 After 1 to 5 years                  35,492                              29             35,463          6.80
 After 5 to 10 years                 91,848              61           1,397             90,512          6.36
 After 10 years                   1,089,877             243          26,914          1,063,206          6.65
------------------------------------------------------------------------------------------------------------
                                  1,224,095             307          28,340          1,196,062          6.63
------------------------------------------------------------------------------------------------------------

Mortgage-backed
 securities
 (average maturity
 of 24 years and 5 months):

 Within 1 year                           36                                                 36          9.80
 After 1 to 5 years                  23,447                             704             22,743          5.54
 After 5 to 10 years                 28,935             190             444             28,681          6.81
 After 10 years                     431,622           7,888           1,809            437,701          6.71
------------------------------------------------------------------------------------------------------------
                                    484,040           8,078           2,957            489,161          6.66
------------------------------------------------------------------------------------------------------------
Equity securities
 (without contractual
  maturity)                         126,430          15,405              54            141,781          0.58
------------------------------------------------------------------------------------------------------------

Other (average maturity
 of 7 years and 9 months):
 Within 1 year                          894                                                894         14.00
 After 1 to 5 years                   9,901                           2,186              7,715          3.01
 After 5 to 10 years                  5,131                             183              4,948          6.35
 After 10 years                      28,176               5           3,279             24,902          5.05
 Without contractual
  maturity                           10,945           1,045                             11,990          3.57
------------------------------------------------------------------------------------------------------------
                                     55,047           1,050           5,648             50,449          4.66
------------------------------------------------------------------------------------------------------------
                                 $7,500,387       $  25,883      $  201,320      $   7,324,950          5.89%
============================================================================================================

                                                                 1998                                       1997
--------------------------------------------------------------------------------------------------------------------
                                                                                               Weighted
                                Amortized     Unrealized      Unrealized         Market         average    Market
                                   cost          gains          losses           value           yield      value
--------------------------------------------------------------------------------------------------------------------
                                                                  (In thousands)
U.S. Treasury securities
(average maturity of
1 year and 4 months):
 Within 1 year                  $1,885,916      $  9,888                      $1,895,804          6.17%   $  362,502
 After 1 to 5 years              1,229,208        33,431      $       11       1,262,628          5.73     2,765,854
--------------------------------------------------------------------------------------------------------------------
                                 3,115,124        43,319              11       3,158,432          6.00     3,128,356
--------------------------------------------------------------------------------------------------------------------

Obligations of other
 U.S. Government
 agencies and corporations
 (average maturity of
 7 years and 7 months):
 Within 1 year                     149,046           704                         149,750          6.27       198,981
 After 1 to 5 years                480,042         3,271             103         483,210          5.53       307,645
 After 5 to 10 years             1,114,443         9,050           6,356       1,117,137          6.26       299,864
 After 10 years                    300,000         2,651                         302,651          6.40
--------------------------------------------------------------------------------------------------------------------
                                 2,043,531        15,676           6,459       2,052,748          6.11       806,490
--------------------------------------------------------------------------------------------------------------------

Obligations of P.R.,
 States and political
subdivisions (average
 maturity of 9 years and
 5 months):
 Within 1 year                       4,483           241                           4,724          6.36         9,823
 After 1 to 5 years                 13,272           298                          13,570          5.43         7,556
 After 5 to 10 years                21,612           929               3          22,538          5.64        18,210
 After 10 years                     29,379           645              33          29,991          6.64        25,549
--------------------------------------------------------------------------------------------------------------------
                                    68,746         2,113              36          70,823          6.07        61,138
--------------------------------------------------------------------------------------------------------------------

Collateralized mort-
 gage obligations
 (average maturity of
 25 years):
 Within 1 year                       7,831             7                           7,838          5.97
 After 1 to 5 years                 28,998            13              90          28,921          5.47        40,619
 After 5 to 10 years               185,782           278              24         186,036          6.18        55,654
 After 10 years                    984,195         2,160             729         985,626          6.18       703,925
--------------------------------------------------------------------------------------------------------------------
                                 1,206,806         2,458             843       1,208,421          6.16       800,198
--------------------------------------------------------------------------------------------------------------------

Mortgage-backed
 securities (average
 maturity of 22 years
 and 1 month):
 Within 1 year                          72             8                              80          6.37        80,075
 After 1 to 5 years                 27,835             6              11          27,830          5.55         6,768
 After 5 to 10 years                22,719           315             124          22,910          6.40        12,134
 After 10 years                    286,540         8,554              64         295,030          6.77       300,794
--------------------------------------------------------------------------------------------------------------------
                                   337,166         8,883             199         345,850          6.64       399,771
--------------------------------------------------------------------------------------------------------------------

Equity securities
 (without contractual
 maturity)                          27,688        36,241                          63,929          3.96        39,196
--------------------------------------------------------------------------------------------------------------------

Other (average maturity
of 2 years and 2 months):
 Within 1 year                      94,696                                        94,696          5.52
 After 1 to 5 years                  2,458             5                           2,463          7.66
 After 5 to 10 years                 5,169            64             209           5,024          7.21         2,887
 After 10 years                     14,143            93                          14,236          7.26           969
 Without contractual
  maturity                           3,774                                         3,774          9.55
--------------------------------------------------------------------------------------------------------------------
                                   120,240           162             209         120,193          5.97         3,856
--------------------------------------------------------------------------------------------------------------------
                                $6,919,301      $108,852      $    7,757      $7,020,396          6.08%   $5,239,005
====================================================================================================================

  The weighted average yield on investment securities available-for-sale is based on amortized cost, therefore it does not give effect to changes in fair value.

  The expected maturity of collateralized mortgage obligations, mortgage-backed securities and certain other securities differs from their contractual maturities because they may be subject to prepayments.

  The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 1999, by contractual maturity are shown below:


(In thousands)                   Amortized cost   Market value
--------------------------------------------------------------------------------
Within 1 year                     $1,365,697      $1,364,007
After 1 to 5 years                 2,505,282       2,475,393
After 5 to 10 years                1,612,221       1,507,732
After 10 years                     1,879,812       1,824,047
--------------------------------------------------------------------------------
 Total                             7,363,012       7,171,179
Without contractual maturity         137,375         153,771
--------------------------------------------------------------------------------
Total investment securities
  available-for-sale              $7,500,387      $7,324,950
================================================================================

  Proceeds from the sale of investment securities available-for-sale during 1999 were $168,337,000 (1998 - $923,409,000; 1997 - $5,212,194,000). Gross
realized gains and losses on those sales during the year were $978,000 and $340,000, respectively (1998 - $9,190,000 and $257,000; 1997 - $6,266,000 and
$3,998,000). The basis on which cost was determined in computing the realized gains and losses was the specific identification method.

NOTE 4 - INVESTMENT SECURITIES HELD-TO-MATURITY:
The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities held-to-maturity as of December 31, 1999 and 1998 (1997 - only amortized cost is presented) were as follows:


                                                      1999
-------------------------------------------------------------------------------------------------
                                                                                         Weighted
                                  Amortized      Unrealized  Unrealized     Market       average
                                    cost           gains       losses       value         yield
-------------------------------------------------------------------------------------------------
                                                  (In thousands)
Obligations of P.R.,
 States and political
 subdivisions
 (average maturity
 of 7 years and
 4 months):
 Within 1 year                    $  4,067      $    3      $     11      $  4,059          6.31%
 After 1 to 5 years                 15,199         299            47        15,451          7.76
 After 5 to 10 years                 5,289         136           108         5,317          6.73
 After 10 years                     34,224          68           397        33,895          7.15
-------------------------------------------------------------------------------------------------
                                    58,779         506           563        58,722          7.21
-------------------------------------------------------------------------------------------------
Collateralized mort-
 gage obligations
 (average maturity
 of 12 years and
 4 months):
 After 1 to 5 years                  9,586          45                       9,631          7.27
 After 10 years                      9,344          19            70         9,293          7.04
-------------------------------------------------------------------------------------------------
                                    18,930          64            70        18,924          7.16
-------------------------------------------------------------------------------------------------
Mortgage-backed
securities (average maturity
of 9 years and 5 months):
 After 5 to 10 years                21,298         161                      21,459          7.34
 After 10 years                      2,461                                   2,461          6.75
-------------------------------------------------------------------------------------------------
                                    23,759         161                      23,920          7.28
-------------------------------------------------------------------------------------------------

Equity securities
 (without contractual
 maturity held for
 regulatory purposes)               89,445                                  89,445          6.19
-------------------------------------------------------------------------------------------------
 Other
(average maturity of
 4 years and 3 months):
 Within 1 year                       6,008                        15         5,993          5.67
 After 1 to 5 years                 58,518                     1,820        56,698          5.13
 After 5 to 10 years                43,873                     2,500        41,373          5.41
-------------------------------------------------------------------------------------------------
                                   108,399                     4,335       104,064          5.27
-------------------------------------------------------------------------------------------------
                                  $299,312      $  731      $  4,968      $295,075          6.21%
=================================================================================================


                                                           1998                                  1997
--------------------------------------------------------------------------------------------------------
                                                                                    Weighted   Amortized
                         Amortized      Unrealized      Unrealized    Market         average     yield
                                          cost            gains       losses          value      cost
--------------------------------------------------------------------------------------------------------
                            (In thousands)


Obligations of
 other U.S.
 Government
 agencies and
 corporations
 (average maturity
 of 3 months):
 Within 1 year              $  4,943                                   $ 4,943          4.98%   $156,422
--------------------------------------------------------------------------------------------------------
                               4,943                                     4,943          4.98     156,422
--------------------------------------------------------------------------------------------------------
Obligations of P.R.,
 States and political
 subdivisions (average
 maturity of 5
 years and
 4 months):
 Within 1 year                21,265      $    83                       21,348          3.89       8,455
 After 1 to 5 years           11,666          822                       12,488          7.79      17,726
 After 5 to 10 years           3,941          127                        4,068          7.51      11,465
 After 10 years               11,375          201                       11,576          9.07      15,280
--------------------------------------------------------------------------------------------------------
                              48,247        1,233                       49,480          6.35      52,926
--------------------------------------------------------------------------------------------------------
Collateralized
 mortgage obliga-
 tions (average
 maturity of
 10 years):
 After 1 to 5 years           13,932           97                       14,029          6.33      19,384
 After 5 to 10 years           2,868                   $     11          2,857          5.00       4,445
 After 10 years               13,301           40             3         13,338          6.24      39,849
--------------------------------------------------------------------------------------------------------
                              30,101          137            14         30,224          6.16      63,678
--------------------------------------------------------------------------------------------------------
Mortgage-backed
 securities (average
 maturity of 11 years
 and 4 months):
 After 5 to 10 years           9,743          202                        9,945          7.54          48
 After 10 years               23,231          363            26         23,568          7.31      45,947
--------------------------------------------------------------------------------------------------------
                              32,974          565            26         33,513          7.38      45,995
--------------------------------------------------------------------------------------------------------
Equity securities
 (without contractual
 maturity held for re-
 gulatory purposes)           76,979                                    76,979          6.31      70,771
--------------------------------------------------------------------------------------------------------
Other (average
maturity of 6 years
 and 3 months):
 Within 1 year                 9,045                                     9,045          3.56       3,150
 After 1 to 5 years            7,972                                     7,972          8.14       5,645
 After 5 to 10 years           4,656           10                        4,666          7.82       4,229
 After 10 years               11,217                                    11,217          7.80       6,177
--------------------------------------------------------------------------------------------------------
                              32,890           10                       32,900          6.72      19,201
--------------------------------------------------------------------------------------------------------
                            $226,134      $ 1,945      $     40       $228,039          6.49%   $408,993
========================================================================================================

  The expected maturity of collateralized mortgage obligations, mortgage-backed securities and certain other securities differs from their contractual maturities because they may be subject to prepayments.

  The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 1999, by contractual maturity are shown below:



(In thousands)                  Amortized cost    Market value
--------------------------------------------------------------------------------
Within 1 year                     $ 10,075         $ 10,052
After 1 to 5 years                  83,303           81,780
After 5 to 10 years                 70,460           68,149
After 10 years                      46,029           45,649
--------------------------------------------------------------------------------
 Total                             209,867          205,630
Without contractual maturity        89,445           89,445
--------------------------------------------------------------------------------
Total investment securities
 held-to-maturity                 $299,312         $295,075
================================================================================

  During 1999, investment securities held-to-maturity with an amortized cost of $1,410,000 were called by the issuer. Proceeds from the sale of those securities were $1,435,000. Gains realized on these transactions were $25,000.

  As of December 31, 1999 and 1998, the investments in obligations that are payable from and secured by the same source of revenue or taxing authority, other than the U.S. government, did not exceed 10 percent of stockholders' equity.

NOTE 5 - PLEDGED ASSETS:
At December 31, 1999, investment securities and loans amounting to $6,319,366,000 (1998 - $5,078,009,000) were pledged to secure public and trust deposits and securities and mortgages sold under agreements to repurchase.

NOTE 6 - LOANS AND ALLOWANCE FOR LOAN LOSSES:
The composition of the loan portfolio at December 31, was as follows:



 (In thousands)                                   1999              1998
--------------------------------------------------------------------------------
Loans secured by real estate:
 Insured or guaranteed by the U.S.
   Government or its agencies                 $    79,926      $    85,350
 Guaranteed by the Commonwealth
   of Puerto Rico                                  49,135           56,296
 Commercial loans secured by real estate        1,315,135        1,250,210
 Residential conventional mortgages             3,199,873        2,595,578
 Construction and land development                257,511          250,572
 Consumer                                         391,597          424,327
--------------------------------------------------------------------------------
                                                5,293,177        4,662,333
Financial institutions                             74,017           69,120
Commercial, industrial and agricultural         5,070,801        4,090,906
Lease financing                                   882,362          791,356
Consumer for household, credit cards
 and other consumer expenditures                3,170,266        2,968,618
Other                                             168,777          201,276
--------------------------------------------------------------------------------
                                              $14,659,400      $12,783,609
================================================================================

  As of December 31, 1999, loans on which the accrual of interest income had been discontinued amounted to $294,847,000 (1998 - $262,604,000; 1997 -
$195,544,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $20,428,000 (1998 - $15,258,000; 1997- $11,868,000). In addition, there were $578,000 of renegotiated loans still accruing interest at December 31, 1998. Non-accruing loans as of December 31, 1999 include $57,515,000 (1998 - $46,626,000; 1997 -
$30,840,000) in consumer loans.

  The recorded investment in loans that were considered impaired at December 31, and the related disclosures follow:

                                                    December 31,
(In thousands)                                    1999         1998
--------------------------------------------------------------------------------
Impaired loans with a related allowance         $149,803    $140,905
Impaired loans that do not require allowance      30,311      37,213
--------------------------------------------------------------------------------
    Total impaired loans                        $180,114    $178,118
================================================================================
Allowance for impaired loans                    $ 51,252    $ 36,191
================================================================================
Impaired loans measured based
  on fair value of collateral                   $ 87,790    $ 83,399
Impaired loans measured based on
  discounted cash flows                           92,324      94,719
--------------------------------------------------------------------------------
                                                $180,114    $178,118
================================================================================
Average balance of impaired
  loans during the year                         $175,459    $168,054
================================================================================
Interest income recognized on
  impaired loans during the year                $  9,747    $  6,332
================================================================================

  The changes in the allowance for loan losses for the year ended December 31, were as follows:


(In thousands)                      1999          1998          1997
--------------------------------------------------------------------------------
Balance at beginning of year    $ 267,249     $ 211,651     $ 185,574
Reserves acquired                     515        31,296        13,237
Provision for loan losses         148,948       137,213       110,607
Recoveries                         58,008        51,770        49,823
Loans charged-off                (182,710)     (164,681)     (147,590)
--------------------------------------------------------------------------------
Balance at end of year          $ 292,010     $ 267,249     $ 211,651
================================================================================

 The components of the net financing leases receivable at December 31, were:


(In thousands)                                    1999          1998
--------------------------------------------------------------------------------
Total minimum lease payments                   $ 727,380     $ 632,669
Estimated residual value of leased property      150,799       155,341
Deferred origination costs                         4,183         3,346
  Less - Unearned financing income              (153,718)     (146,076)
--------------------------------------------------------------------------------
Net minimum lease payments                       728,644       645,280
  Less - Allowance for loan losses                (9,163)       (8,312)
--------------------------------------------------------------------------------
                                               $ 719,481     $ 636,968
================================================================================

  Estimated residual value is generally established at amounts expected to be sufficient to cover the Corporation's investment.

  At December 31, 1999, future minimum lease payments are expected to be received as follows:



(In thousands)
---------------------------------------------
 2000                                $220,428
 2001                                 176,076
 2002                                 149,545
 2003                                 109,177
 2004 and thereafter                   72,154
---------------------------------------------
                                     $727,380
=============================================


NOTE 7 - RELATED PARTY TRANSACTIONS:
The Corporation grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:


(In thousands)                   Officers   Directors     Total
--------------------------------------------------------------------------------
Balance at December 31, 1997    $ 2,605     $ 108,610     $ 111,215
New loans                           512       190,951       191,463
Payments                            (51)     (129,635)     (129,686)
--------------------------------------------------------------------------------
Balance at December 31, 1998      3,066       169,926       172,992
New loans                           482       331,883       332,365
Payments                           (475)     (302,299)     (302,774)
--------------------------------------------------------------------------------
Balance at December 31, 1999    $ 3,073     $ 199,510     $ 202,583
================================================================================

  These loans have been consummated on terms no more favorable than those that would have been obtained if the transaction had been with unrelated parties.

NOTE 8 - PREMISES AND EQUIPMENT:
Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:


                                   Useful life
(In thousands)                      in years     1999         1998
--------------------------------------------------------------------------------
Land                                           $ 61,265    $ 57,703
--------------------------------------------------------------------------------
Buildings                             15-50     246,060     220,206
Equipment                              3-10     424,341     382,687
Leasehold improvements               Various     69,746      62,904
--------------------------------------------------------------------------------
                                                740,147     665,797

Less - Accumulated depreciation
   and amortization                             380,788     335,426
--------------------------------------------------------------------------------
                                                359,359     330,371
--------------------------------------------------------------------------------
Construction in progress                         20,347     36,647
--------------------------------------------------------------------------------
                                               $440,971    $424,721
================================================================================

  Depreciation and amortization of premises and equipment for the year was $71,320,000 (1998 - $62,649,000; 1997 - $54,523,000) of which $13,285,000 (1998
- $10,478,000; 1997 - $10,341,000) was charged to occupancy expense and $58,035,000 (1998 - $52,171,000; 1997 - $44,182,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $9,937,000 (1998 - $9,187,000; 1997 - $16,442,000).

NOTE 9- DEPOSITS:
Total interest bearing deposits as of December 31, consisted of:


(In thousands)                  1999            1998
-------------------------------------------------------
Savings deposits:
 Savings accounts           $ 4,093,788    $ 4,107,990
 NOW and money
   market accounts            1,650,747      1,678,033
-------------------------------------------------------
                              5,744,535      5,786,023
-------------------------------------------------------
Certificates of deposit:
 Under $100,000               2,748,499      2,501,535
 $100,000 and over            2,395,732      2,208,347
-------------------------------------------------------
                              5,144,231      4,709,882
-------------------------------------------------------
                            $10,888,766    $10,495,905
=======================================================

  A summary of certificates of deposit by maturity as of December 31, 1999, follows:


(In thousands)
--------------------------------------------------------------------------------
   2000                                $3,698,181
   2001                                   775,611
   2002                                   186,886
   2003                                    92,630
   2004                                   264,234
   2005 and thereafter                    126,689
--------------------------------------------------------------------------------
                                       $5,144,231
================================================================================

NOTE 10 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO
REPURCHASE:
The following table summarizes certain information on federal funds purchased and securities sold under agreements to repurchase as of December 31:


(Dollars in thousands)                 1999          1998            1997
--------------------------------------------------------------------------------
Federal funds purchased            $   28,039     $  918,555     $  389,040
Securities sold under
 agreements to repurchase           4,386,441      3,157,945      2,334,289
--------------------------------------------------------------------------------
Total amount outstanding           $4,414,480     $4,076,500     $2,723,329
================================================================================
Maximum aggregate balance
 outstanding at any month-end      $4,414,480     $4,076,500     $3,897,110
================================================================================
Average monthly aggregate
 balance outstanding               $3,831,131     $3,166,436     $2,836,290
================================================================================
Weighted average interest rate:
 For the year                            5.02%          4.96%          5.01%
 At December 31                          5.75           4.50           5.51


  The following table presents the liability associated with the repurchase transactions (including accrued interest), its maturities and weighted average interest rates. Also, it includes the amortized cost and approximate market value of the collateral (including accrued interest) as of December 31, 1999 and 1998. The information excludes repurchase transactions which were collateralized with securities or other assets held for trading purposes or which have been obtained under reverse repurchase agreements:



                                       1999
-----------------------------------------------------------------------------
                                        Amortized    Market Value     Weighted
                         Repurchase      Cost of          of          average
                          Liability     collateral    collateral   interest rate
--------------------------------------------------------------------------------
                                   (In thousands)

U.S. Treasury
securities
 Within 30 days            $  909,376    $  917,318    $  911,089        5.62%
 After 30 to 90 days          402,264       407,169       404,123        5.39
 After 90 days                424,379       435,166       436,836        6.06
--------------------------------------------------------------------------------
       Total                1,736,019     1,759,653     1,752,048        5.67
--------------------------------------------------------------------------------
Obligations of
other U.S.
Government
agencies and
corporations
 Overnight                     40,009        40,091        38,336        4.65
 Within 30 days             1,067,672     1,131,220     1,068,111        5.75
 After 30 to 90 days          196,265       205,454       203,638        5.40
 After 90 days                 20,264        22,458        22,103        5.10
--------------------------------------------------------------------------------
       Total                1,324,210     1,399,223     1,332,188        5.65
--------------------------------------------------------------------------------
Mortgage-backed
securities
 Within 30 days                39,951        43,151        42,948        5.83
 After 30 to 90 days           26,849        29,228        29,027        6.04
--------------------------------------------------------------------------------
       Total                   66,800        72,379        71,975        5.91
--------------------------------------------------------------------------------
Collateralized mortgage
obligations
 Overnight                     14,328        22,348        22,348        5.20
 Within 30 days               200,159       219,717       213,477        5.52
 After 30 to 90 days          152,124       173,984       173,408        5.81
 After 90 days                 49,317        50,776        48,976        5.55
--------------------------------------------------------------------------------
                              415,928       466,825       458,209        5.62
--------------------------------------------------------------------------------
                           $3,542,957    $3,698,080    $3,614,420        5.66%
================================================================================

                                    1998
--------------------------------------------------------------------------------
                                                                     Weighted
                       Repurchase  Amortized Cost   Market Value      average
                       Liability   of collateral    of collateral  interest rate
--------------------------------------------------------------------------------
                                         (In thousands)
U.S. Treasury
securities
 Overnight              $  174,613    $  179,304    $  184,965        4.88%
 Within 30 days          1,054,749     1,042,020     1,058,075        5.04
 After 30 to 90 days        12,577        13,300        13,365        4.94
 After 90 days             435,983       454,228       456,624        5.65
--------------------------------------------------------------------------------
       Total             1,677,922     1,688,852     1,713,029        5.18
--------------------------------------------------------------------------------
Obligations of
other U.S.
Government
agencies and
corporations
 Overnight                  24,838        25,121        25,211        4.44
 Within 30 days            610,223       628,723       625,207        5.14
 After 30 to 90 days         2,176         2,191         2,196        4.03
 After 90 days              20,252        21,137        21,213        4.93
--------------------------------------------------------------------------------
       Total               657,489       677,172       673,827        5.10
--------------------------------------------------------------------------------
Collateralized
mortgage obligations
 Within 30 days             24,084        25,248        25,130        5.17
 After 90 days              42,129        44,075        44,093        5.25
--------------------------------------------------------------------------------
       Total                66,213        69,323        69,223        5.22
--------------------------------------------------------------------------------
                        $2,401,624    $2,435,347    $2,456,079        5.16%
================================================================================


NOTE 11 - OTHER SHORT-TERM BORROWINGS:
Other short-term borrowings as of December 31, consisted of:


                                                              1999         1998
----------------------------------------------------------------------------------
                                         (In thousands)
Advances under revolving lines of credit
  amounting to $1,000,000,000 (1998-$457,395,000)
  with fixed interest rates ranging from 5.25% to 5.98%
  at December 31, 1999 (1998 - 4.50% to 5.25%)             $  420,500    $   30,688
Commercial paper at rates ranging from 4.50% to
  7.00% (1998 - 4.60% to 5.83%)                               257,705       342,232
Term notes paying interest quarterly at floating
  interest rates of 0.05% to 0.46% (1998 - 0.125%)
  over the 3-month LIBOR rate (3-month LIBOR
  rate at December 31, 1999 was 6.00%; 1998 - 5.07%)          241,062       200,000
Term notes paying interest monthly at a fixed rate of
  6.25% (1998 - 5.00% to 10.00%)                               32,828        31,059
Term notes paying interest semiannually at rates
  ranging from 5.50% to 7.72% (1998 - 5.75% to 8.41%)         343,659       185,340
Term funds purchased at rates ranging from 5.15%
  to 6.52% (1998 - 5.13% to 5.71%)                          1,242,336       789,300
Others                                                         74,299        60,463
-----------------------------------------------------------------------------------
                                                           $2,612,389    $1,639,082
===================================================================================

  The weighted average interest rate of other short-term borrowings at December 31, 1999 was 5.75% (1998 - 6.39%; 1997 - 5.60%). The maximum aggregate balance outstanding at any month-end was approximately $2,714,549,000 (1998 - $1,908,541,000; 1997 - $1,985,452,000). The average aggregate balance outstanding during the year was approximately $2,197,118,000 (1998 - $1,675,568,000; 1997 - $1,609,035,000). The weighted average interest rate during the year was 5.69% (1998 - 5.65%; 1997- 5.94%).

NOTE 12 - NOTES PAYABLE:
Notes payable outstanding at December 31, consisted of the following:

                                                                 1999            1998
----------------------------------------------------------------------------------------
                                                                    (In thousands)

Term notes with maturities ranging from 2001
 through 2008 paying interest semiannually at
 fixed rates ranging from 5.63% to 7.43%
 (1998 - 5.63% to 7.72%)                                       $1,466,820     $  883,348

Term notes maturing in 2000 paying interest
 quarterly at rates ranging from 0.11%
 to 0.46% over the 3-month LIBOR rate and
  3-month US Treasury Bill rate in 1998 (LIBOR
  and US Treasury Bill rates at December 31, 1998
  were 5.07% and 4.37%, respectively)                                             64,416

Term notes with maturities ranging from 2001
 through 2028 paying interest monthly at fixed
 rates ranging from 5.01% to 7.62%                                 97,405         24,437

Promissory notes with maturities ranging from
 2001 through 2005 with floating interest rates
 ranging from 85% to 94% of the 3-month LIBID
 rate (LIBID rate at December 31, 1999 was 5.875%;
 1998 - 5.00%)                                                    240,000        260,000

Promissory notes with maturities until 2003 paying
 interest at a fixed rate of 6.35% (1998 - 5.50% to 6.35%)          8,400         33,200
Mortgage notes and other debt                                      39,974         41,759
----------------------------------------------------------------------------------------
                                                               $1,852,599     $1,307,160
========================================================================================


NOTE 13 - SUBORDINATED NOTES:
Subordinated notes at December 31, 1999 and 1998, consisted of $125,000,000 issued by the Corporation on December 12, 1995, maturing on December 15, 2005, with interest payable semiannually at 6.75%. The notes issued by the Corporation are unsecured obligations which are subordinated in right of payment to the prior payment in full of all present and future senior indebtedness of the Corporation. These notes do not provide for any sinking fund.

NOTE 14 - PREFERRED BENEFICIAL INTEREST IN POPULAR NORTH AMERICA'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES GUARANTEED BY THE CORPORATION:
On February 5, 1997, BanPonce Trust I (BPT), a wholly-owned subsidiary of Popular North America, issued $150,000,000 of 8.327% Capital Securities Series A due in 2027. The Capital Securities of BPT are fully and unconditionally guaranteed by the Corporation. Additionally, the Capital Securities qualify for inclusion in Tier I capital under the Risk-Based Capital guidelines.

NOTE 15 - LONG-TERM DEBT MATURITY REQUIREMENTS:
The aggregate amounts of maturities of notes payable, capital securities and subordinated notes were as follows:

                   Notes            Capital        Subordinated
Year              payable          Securities          notes          Total
------------------------------------------------------------------------------
                                  (In thousands)
  2001          $  912,041                                           $912,041
  2002             258,770                                            258,770
  2003             205,626                                            205,626
  2004             407,056                                            407,056
Later years         69,106          $150,000          $125,000        344,106
------------------------------------------------------------------------------
Total           $1,852,599          $150,000          $125,000     $2,127,599
------------------------------------------------------------------------------


NOTE 16 - PREFERRED STOCK OF BPPR:
BPPR has 200,000 shares of authorized preferred stock with a par value of $100. This stock may be issued in series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. At December 31, 1999, there are no such shares issued or outstanding.

NOTE 17 - STOCKHOLDERS' EQUITY:
The Corporation has 180,000,000 shares of authorized common stock with par value of $6 per share. At December 31, 1999, there were 137,943,619 (1998 - 137,614,927) shares issued and 135,654,292 shares outstanding (1998 - 135,637,327). On May 8, 1997, the Board of Directors approved a stock repurchase program of up to three million shares of the outstanding common stock of the Corporation. As of December 31, 1999, the Corporation had purchased 2,289,327 (1998 - 1,977,600) shares under this program at a total cost of $64,123,000 (1998 - $39,559,000).

         The Corporation has a dividend reinvestment plan under which stockholders may reinvest their quarterly dividends in shares of common stock at a 5% discount from the market price at the time of issuance. During 1999, shares totaling 328,693 (1998 - 271,918; 1997 - 241,452), equivalent to $9,387,000
(1998 - $7,433,000; 1997 - $4,642,000) in additional equity, were issued under the plan.

         The Corporation has 10,000,000 shares of authorized preferred stock with no par value. This stock may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation has 4,000,000 shares issued and outstanding of Series A preferred stock. These shares are non-convertible and are redeemable at the option of the Corporation. The redemption price per share is $26.00 through June 29, 2000, $25.75 from June 30, 2000 through June 29, 2001, $25.50 from June 30, 2001 through June 29, 2002 and $25.00 from June 30,
2002 and thereafter. Dividends on the Series A preferred stock are noncumulative and are payable monthly at the annual rate of 8.35% of the liquidation preference of $25.00 per share.

         The Corporation's average number of common shares outstanding used in the computation of net income per common share was 135,585,634 (1998 - 135,532,086; 1997 - 134,036,964). During the year, cash dividends of $0.60 (1998
- $0.50; 1997 - $0.40) per common share outstanding amounting to $81,389,000 (1998 - $67,770,000; 1997 - $53,681,000) were declared. In addition, dividends declared on preferred stock amounted to $8,350,000 (1998 - $8,350,000; 1997 - $8,350,000).

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

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Tier I and total capital to risk-weighted assets, and of Tier I capital to average assets (leverage ratio) as defined in the regulations. Management has determined that as of December 31, 1999, the Corporation exceeded all capital adequacy requirements to which it is subject.

         As of December 31, 1999, BPPR and BPNA were well capitalized under the regulatory framework for prompt corrective action and there are no conditions or events since that date that management believes have changed the institution's category. The 1998 ratios and amounts of total risk based capital, Tier I risk-based capital and Tier I leverage were restated to reflect the reorganization of the U. S. banking operations described in Note 1. The consolidated information for BPNA excludes Banco Popular N.A. (Texas). The information for BPPR is presented on a consolidated basis.

         The Corporation's actual and required ratios and amounts of total risk-based capital, Tier I risk-based capital and Tier I leverage, as of December 31, were as follows:

                                                          Regulatory requirements
-------------------------------------------------------------------------------------------------------------
                                                                                              To be well
                                                                                              capitalized
                                                                                              under prompt
                                                                     For capital           corrective action
                                              Actual              adequacy purposes           provisions
                                      Amount         Ratio        Amount       Ratio          Amount Ratio
-------------------------------------------------------------------------------------------------------------
                                                                    1999
-------------------------------------------------------------------------------------------------------------
                                                           (Dollars in thousands)
Total Capital
 (to Risk-Weighted Assets):
Consolidated                        $1,881,615       12.29%      $1,224,601      8%           N/A
BPPR                                 1,135,435       11.26         806,660       8        $1,008,325 10%
BPNA                                   348,897       10.43         267,615       8           334,519 10

Tier I Capital
 (to Risk-Weighted Assets):
Consolidated                        $1,557,096       10.17%       $612,300       4%           N/A
BPPR                                 1,008,627       10.00         403,330       4        $  604,995  6%
BPNA                                   306,916        9.17         133,808       4           200,711  6

Tier I Capital
(to Average Assets):
Consolidated                        $1,557,096        6.40%       $729,523       3%           N/A
BPPR                                 1,008,627        5.74         527,113       3        $  878,521  5%
BPNA                                   306,916        7.03         131,000       3           218,333  5

                                                          Regulatory requirements
-------------------------------------------------------------------------------------------------------------
                                                                                        To be well
                                                                                      capitalized
                                                                                      under prompt
                                                               For capital          corrective action
                                          Actual            adequacy purposes         provisions
                                Amount             Ratio     Amount       Ratio       Amount Ratio
-------------------------------------------------------------------------------------------------------------
                                                                    1999
-------------------------------------------------------------------------------------------------------------
                                                           (Dollars in thousands)

Total Capital
(to Risk-Weighted Assets):
Consolidated                    $1,760,278         13.14%   $1,071,994      8%        N/A
BPPR                             1,185,390         13.64       695,135      8       $868,919     10%
BPNA                               310,535         10.43       238,180      8        297,725     10

Tier I Capital
(to Risk-Weighted Assets):
Consolidated                    $1,450,187         10.82%   $  535,997      4%        N/A
BPPR                             1,075,970         12.38       347,567      4       $521,351      6%
BPNA                               273,220          9.18       119,090      4        178,635      6

Tier I Capital
(to Average Assets):
Consolidated                    $1,450,187          6.72%   $  647,350      3%        N/A
BPPR                             1,075,970          6.81       474,247      3       $790,411      5%
BPNA                               273,220          7.54       108,682      3        181,137      5

NOTE 19 - INTEREST ON INVESTMENTS:
Interest on investments consisted of the following:

(In thousands)                                1999          1998          1997
--------------------------------------------------------------------------------
Money market investments:
 Federal funds sold and securities
  purchased under agreements to resell      $ 32,049      $ 34,505      $ 31,886
 Time deposits with other banks                1,380         2,199         1,799
 Other                                             5            77           238
--------------------------------------------------------------------------------
                                            $ 33,434      $ 36,781      $ 33,923
================================================================================
Investment securities:
 U.S. Treasury securities                   $146,014      $193,293      $213,153
 Obligations of other
  U.S. Government agencies
  and corporations                           162,280        90,141        58,405
 Obligations of Puerto Rico,
  States and political subdivisions            7,562         8,378         8,755
 Collateralized mortgage obligations          70,891        47,321        37,786
 Mortgage-backed securities                   26,368        34,654        34,467
 Other                                        12,792        11,686         6,170
--------------------------------------------------------------------------------
                                            $425,907      $385,473      $358,736
================================================================================

         Interest income on investment securities for the year ended December 31, 1999, includes tax exempt interest of $330,411,000 (1998 - $301,364,000;
1997 - $290,638,000). Exempt interest relates mostly to obligations of the United States and Puerto Rico governments.

NOTE 20 - EMPLOYEE BENEFITS:
Pension and benefit restoration plans:
All regular employees of BPPR and BPNA are covered by a noncontributory defined benefit pension plan. Pension benefits begin to vest after five years of service and are based on age, years of credited service and final average compensation, as defined. At December 31, 1999, plan assets consisted primarily of U.S. Government obligations, high grade corporate bonds and listed stocks, including 5,672,860 shares (1998 - 5,672,860) of the Corporation with a market value of approximately $158,486,000 (1998 - $192,877,000). Dividends paid on shares of the Corporation held by the plan during 1999 amounted to $3,290,000 (1998 - $2,666,000).

         BPPR and BPNA also have a non-qualified unfunded supplementary pension and profit sharing plans for those employees whose compensation exceeds the limits established by ERISA.

         The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31:

                                                        Benefit
                                   Pension Plan     Restoration Plan       Total
----------------------------------------------------------------------------------
                                                         1999
----------------------------------------------------------------------------------
Change in benefit obligation:                       (In thousands)
 Benefit obligation
  at beginning of the year           $ 332,193         $   5,913         $ 338,106
 Service cost                           13,633               716            14,349
 Interest cost                          21,084               510            21,594
 Plan amendment                          7,995                               7,995
 Actuarial (gain) loss                 (55,445)              352           (55,093)
 Benefits paid                         (13,216)              (12)          (13,228)
----------------------------------------------------------------------------------
 Benefit obligation
  at end of year                       306,244             7,479           313,723
==================================================================================
Change in plan assets:
 Fair value of plan assets
  at beginning of the year             447,374                             447,374
 Actual return on plan assets            3,880                               3,880
 Benefits paid                         (13,216)                            (13,216)
----------------------------------------------------------------------------------
 Fair value of plan assets at
  end of year                          438,038                             438,038
==================================================================================
Funded (unfunded) status               131,794            (7,479)          124,315
Unrecognized net asset                 (13,165)                            (13,165)
Unrecognized net prior
  service cost                           6,181               464             6,645
Unrecognized net actuarial
   (gain) loss                        (108,142)            2,859          (105,283)
----------------------------------------------------------------------------------
Prepaid (accrued) pension
 cost                                   16,668            (4,156)           12,512
==================================================================================
Amount recognized in the
  statement of financial
  position consists of:
 Prepaid benefit cost                   17,949                              17,949
 Accrued benefit liability              (1,281)           (4,344)           (5,625)
 Intangible assets                         188                                 188
----------------------------------------------------------------------------------
Net amount recognized                $  16,668         $(  4,156)        $  12,512
==================================================================================

                                                        Benefit
                                  Pension Plan     Restoration Plan       Total
----------------------------------------------------------------------------------
                                                         1999
----------------------------------------------------------------------------------
Change in benefit obligation:                       (In thousands)
 Benefit obligation
  at beginning of the year          $ 291,058         $   3,889         $ 294,947
 Service cost                          12,360               438            12,798
 Interest cost                         19,926               330            20,256
 Plan amendment                            79                                  79
 Actuarial loss                        21,642             1,258            22,900
 Benefits paid                        (12,872)               (2)          (12,874)
---------------------------------------------------------------------------------
 Benefit obligations
  at end of year                      332,193             5,913           338,106
=================================================================================
Change in plan assets:
 Fair value of plan assets
  at beginning of the year            368,399                             368,399
 Actual return on plan assets          91,840                              91,840
 Employee contribution
  repayments                                7                                   7
 Benefits paid                        (12,872)                            (12,872)
---------------------------------------------------------------------------------
 Fair value of plan assets at
  end of year                         447,374                             447,374
=================================================================================
Funded (unfunded) status              115,181            (5,913)          109,268
Unrecognized net asset                (15,626)                            (15,626)
Unrecognized net prior
  service cost                         (2,053)              518            (1,535)
Unrecognized net actuarial
   (gain) loss                        (93,387)            2,896           (90,491)
---------------------------------------------------------------------------------
Prepaid (accrued) pension
  cost                                  4,115            (2,499)            1,616
=================================================================================
Amount recognized in the
  statement of financial
  position consists of:
 Prepaid benefit cost                   4,115                               4,115
 Accrued benefit liability                               (2,499)           (2,499)
---------------------------------------------------------------------------------
Net amount recognized               $   4,115         $(  2,499)        $   1,616
=================================================================================

Weighted average                                                      Benefit
assumptions as of                 Pension Plan                    Restoration Plan
December 31:              1999        1998       1997       1999       1998          1997
-------------------------------------------------------------------------------------------
 Discount rate            7.75%       6.50%      7.00%      7.75%      6.50%         7.00%
 Expected return on
  plan assets             9.00%       9.00%      9.00%
 Rate of compensation
  increase                4.5 to      4.5 to     4.5 to     4.5 to     4.5 to        4.5 to
                          8.5%        8.5%       8.5%       8.5%       8.5%          8.5%

                                                                            Benefit
                                        Pension Plan                    Restoration Plan
                              1999          1998       1997        1999       1998      1997
---------------------------------------------------------------------------------------------
                                                 (In thousands)
Components of net
  periodic pension cost:
Service cost                $ 13,633     $ 12,360     $ 10,847     $  716    $  438    $360
Interest cost                 21,084       19,926       18,657        510       330     226
Expected return
 on plan assets              (39,723)     (32,618)     (25,913)
Amortization of
 asset obligation             (2,461)      (2,461)      (2,461)
Amortization of
 prior service cost             (239)        (242)        (246)        53        53      53
Amortization of
 net (gain) loss              (4,848)      (2,032)                    391       209     130
--------------------------------------------------------------------------------------------
Net periodic
 (benefit) cost             $(12,554)    $( 5,067)    $    884     $1,670    $1,030    $769
============================================================================================

         The accumulated benefit obligation for BPPR's benefit restoration plan was $4,306,700 as of December 31, 1999 (1998 - $1,085,500). The accumulated benefit obligation for BPNA's pension plan and restoration plan were $576,200 and $8,400, respectively, as of December 31, 1999. BPNA's plans held no assets as of December 31, 1999.

Retirement and savings plan:
The Corporation also provides contributory retirement and savings plans pursuant to sections 1165(e) of the Puerto Rico Internal Revenue Code and section 401(k) of the Internal U.S. Revenue Code, as applicable, for substantially all the employees of Popular Securities, Equity One, Banco Popular North America, Popular Finance, Popular Leasing, Popular Mortgage, GM Group and Popular Cash Express. Employer contributions are determined based on specific provisions of each plan. The cost of providing this benefit in 1999 was $5,256,000 (1998 - $3,369,000; 1997 - $2,811,000).

         The Corporation also has a contributory savings plan available to employees of BPPR. Employees are fully vested in the employer's contribution after seven years of service. All contributions are invested in shares of the Corporation. Total savings plan expense was $1,005,000 in 1999 (1998 - $1,105,000; 1997 - $999,000). The savings plan held 1,334,433 (1998 - 1,303,398;
1997 - 1,106,586) shares of common stock of the Corporation with a market value of approximately $37,281,000 at December 31, 1999 (1998 - $44,316,000; 1997 -
$27,388,000).

Postretirement health care benefits:
In addition to providing pension benefits, BPPR provides certain health care benefits for retired employees. Substantially all of the employees of BPPR who are eligible to retire under the pension plan, and provided they reach retirement age while working for BPPR, may become eligible for these benefits.

         The status of the Corporation's unfunded postretirement benefit plan at December 31, was as follows:

(In thousands)                                  1999            1998
----------------------------------------------------------------------
Change in benefit obligation:
 Benefit obligation at beginning
   of the year                               $ 101,286       $  87,976
  Service cost                                   5,395           4,731
  Interest cost                                  7,007           6,016
  Plan amendment                                  (180)           (685)
  Benefits paid                                 (2,921)         (3,224)
  Actuarial (gain) loss                        (12,401)          6,472
----------------------------------------------------------------------
 Benefit obligation at end of year           $  98,186       $ 101,286
======================================================================
Change in plan assets:
 Unfunded status                             $( 98,186)      $(101,286)
 Unrecognized net prior service cost             3,260           3,806
 Unrecognized net actuarial loss (gain)          4,879          18,550
----------------------------------------------------------------------
 Accrued benefit cost                        $( 90,047)      $( 78,930)
=======================================================================

         The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1999 was 7.75% (1998 - 6.50%).

         The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

(In thousands)                           1999         1998        1997
------------------------------------------------------------------------
Service cost                            $ 5,395      $ 4,731      $3,852
Interest cost                             7,007        6,016       5,556
Amortization of prior service cost          366          450         435
Amortization of net loss                  1,270          206
------------------------------------------------------------------------
Net periodic benefit cost               $14,038      $11,403      $9,843
========================================================================

         For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5% for 2001 and remain at that level thereafter.

         Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                       1-Percentage      1-Percentage
                                      Point Increase     Point Decrease
-----------------------------------------------------------------------
Effect on total service cost and
 interest cost components               $ 2,355,000        $( 1,831,000)
Effect on postretirement
 benefit obligation                     $14,610,000        $(11,799,000)

Profit sharing plan:
BPPR also has a profit sharing plan covering substantially all regular employees. Annual contributions are determined based on the bank's profitability ratios, as defined in the plan, and are deposited in trust. Profit sharing expense for the year, including the cash portion paid annually to employees which represented 50% of the expense for 1999 and 1998 (1997 - 40%), amounted to $23,561,000 (1998 - $22,647,000; 1997 - $25,954,000).

Long-term incentive plan:
BPPR has a long-term incentive plan for its senior management, which was amended in 1999. Based on the provisions of the new plan, the incentive is determined based on the performance of the Corporation's stock compared to the combined performance of the S&P500 Index and the S&P Financial Index during a three-year period. The incentive is awarded in shares of the Corporation, which are purchased in the open market.

         For the year ended December 31, 1999, the Corporation recognized an expense of $168,000 (1998 - $626,000; 1997 - $1,493,000) related to this plan.

NOTE 21 - RENTAL EXPENSE AND COMMITMENTS:
At December 31, 1999, the Corporation was obligated under a number of noncancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

                    Minimum        Sublease
Year               payments         rentals           Net
-----------------------------------------------------------
                         (In thousands)

2000               $ 26,055        $    396        $ 25,659
2001                 21,804             283          21,521
2002                 16,715             232          16,483
2003                 14,137             140          13,997
2004                 11,670              84          11,586
Later years          63,184             275          62,909
-----------------------------------------------------------
                   $153,565        $  1,410        $152,155
===========================================================

         Total rental expense for the year ended December 31, 1999, was $32,909,000 (1998 - $26,451,000; 1997 - $23,336,000).

NOTE 22 - INCOME TAX:
The components of income tax expense for the years ended December 31, are summarized below. Included in these amounts are income taxes of $270,000 in 1999 (1998 - $1,606,000; 1997 - $747,000), related to gains on securities transactions.

(In thousands)                        1999              1998             1997
-------------------------------------------------------------------------------
Current income tax expense:
Puerto Rico                        $  92,177         $  94,913         $ 83,120
Federal and States                     9,399             8,914           16,058
-------------------------------------------------------------------------------
Subtotal                             101,576           103,827           99,178
-------------------------------------------------------------------------------
Deferred income tax
  expense (benefit):
Puerto Rico                          (14,378)          (27,231)         (19,851)
Federal and States                    (2,078)           (1,925)          (4,866)
-------------------------------------------------------------------------------
Subtotal                             (16,456)          (29,156)         (24,717)
-------------------------------------------------------------------------------
Total income tax expense           $  85,120         $  74,671         $ 74,461
===============================================================================

         The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory rate in Puerto Rico, were as follows:

                                     1999                1998                  1997
-------------------------------------------------------------------------------------------
                                     % of                % of                  % of
                                   pre-tax              pre-tax               pre-tax
(Dollars in thousands)          Amount Income         Amount Income         Amount Income
-------------------------------------------------------------------------------------------
Computed income tax at
 statutory rate                $ 132,687    39%      $ 119,609     39%      $ 110,770    39%
Benefits of net tax exempt
 interest income                 (54,405)  (16)        (47,432)   (15)        (37,860)  (13)
Federal, States taxes
 and other                         6,838     2           2,494                  1,551
--------------------------------------------------------------------------------------------
Income tax expense             $  85,120    25%      $  74,671     24%      $  74,461    26%
============================================================================================

         The Puerto Rico Internal Revenue Code of 1994 repealed the reserve method of determining losses on loans, requiring taxpayers to use the direct charge-off method and recapture the reserve balance at December 31, 1995 into income for tax purposes over a four-year period. In 1997, 1998 and 1999, the Corporation paid $14,982,000, $15,243,000, and $15,253,000, respectively, related to the aforementioned recapture. A deferred tax asset is recognized for the difference between the tax and accounting bases of the allowance for loan losses.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their bases. Significant components of the Corporation's deferred tax assets and liabilities at December 31, were as follows:

(In thousands)                                         1999         1998
--------------------------------------------------------------------------
Deferred tax assets:
Alternative minimum tax credits
  available for carryforward and
  other credits                                      $ 18,047     $ 20,176
Net operating loss carryforward available               6,287        5,939
Postretirement and pension benefits                    29,625       30,725
Allowance for loan losses                             104,231       75,365
Unrealized loss on securities available-for-sale       35,993
Other temporary differences                            31,857       13,614
--------------------------------------------------------------------------
  Total gross deferred tax assets                     226,040      145,819
--------------------------------------------------------------------------
Deferred tax liabilities:
Differences between the assigned
  values and the tax bases of assets
  and liabilities recognized in purchase
  business combinations                                 7,552        8,971
Unrealized gain on securities available-for-sale                    25,174
Other temporary differences                            11,511        7,636
--------------------------------------------------------------------------
  Total gross deferred tax liabilities                 19,063       41,781
--------------------------------------------------------------------------
  Valuation allowance                                     713        3,170
--------------------------------------------------------------------------
  Net deferred tax asset                             $206,264     $100,868
==========================================================================

         At December 31, 1999, the Corporation had $18,047,000 in credits expiring in annual installments through year 2016 that will reduce the regular income tax liability in future years. The Corporation had, at the end of 1999, $24,488,000 in net operating losses (NOL) available to carry over to offset taxable income in future years until year 2002. Other temporary differences included as deferred assets are mainly related to the deferral of loan origination costs and commissions.

         A valuation allowance of $713,000 is reflected in 1999 (1998 - $3,170,000), related to deferred tax assets arising from temporary differences for which the Corporation could not determine the likelihood of its realizability. Based on the information available, the Corporation expects to fully realize all other items comprising the net deferred tax asset as of December 31, 1999.

         Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividend received deduction of 100%, on dividends received from "controlled" subsidiaries subject to taxation in Puerto Rico.

         The Corporation has never received any dividend payments from its U.S. subsidiaries. Any such dividend paid from a U.S. subsidiary to the Corporation would be subject to a 30% withholding tax based on the provisions of the U.S. Internal Revenue Code. The Corporation has not recorded any deferred tax liability on the unremitted earnings of its U.S. subsidiaries because the reinvestment of such earnings is considered permanent. The Corporation believes that the likelihood of receiving dividend payments from any of its U.S. subsidiaries in the foreseeable future is remote based on the significant expansion it is undertaking in the U.S. mainland.

         The Corporation's subsidiaries in the United States file a consolidated federal income tax return. The Corporation's federal income tax provision for 1999 was $7,048,000 (1998 - $5,054,000; 1997 - $9,583,000). The intercompany settlements of taxes paid is based on tax sharing agreements which generally allocates taxes to each entity based on a separate return basis.

NOTE 23 - OFF-BALANCE SHEET LENDING ACTIVITIES AND CONCENTRATION OF CREDIT RISK:
Off-balance sheet risk:
The Corporation is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments, letters of credit, and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of condition.

         The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual notional amounts of those instruments. The Corporation uses the same credit policies in making these commitments and conditional obligations as it does for those reflected on the statements of condition.

         Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)                                    1999           1998
-----------------------------------------------------------------------
Commitments to extend credit:
   Credit card lines                        $2,064,785     $1,599,242
   Commercial lines of credit                2,093,470      2,247,464
   Other unused commitments                    180,804        256,445
Commercial letters of credit                    22,926         21,232
Standby letters of credit                       62,022         86,075
Commitments to purchase mortgage loans         100,000         25,000
Commitments to originate mortgage loans         20,014         83,315
Other commitments                                3,000

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

Other commitments:
In 1999, the Corporation entered into a commitment to purchase $100,000,000 of mortgage loans from another institution with the option of purchasing additional loans up to $175,000,000. The commitment expires on June 30, 2001. The purchased mortgage loans will continue to be serviced by the originating institution. As of December 31, 1999, no loans have been purchased under this agreement. In 1998, the Corporation entered into a similar agreement to purchase up to $175,000,000 in mortgage loans. The Corporation purchased the full amount of this commitment before the end of 1999.

         Moreover, in 1998, the Corporation entered into a commitment with a third-party to originate $90,000,000 in thirty-year mortgages at an unsubsidized fixed rate of 6.50%. The commitment expires on February 2000, but may be extended for an additional ten-month period subject to certain conditions. As of December 31, 1999, loans amounting to $69,986,000 have been originated under this agreement. Fees received and costs incurred in originating this commitment have been deferred and are being allocated to the loans originated.

Geographic concentration:
A geographic concentration exists within the Corporation's loan portfolio since most of its business activity is with customers located in Puerto Rico. As of December 31, 1999, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. Note 27 provides further information on the asset composition of the Corporation by geographical area at December 31, 1999 and 1998.

         Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $5.2 billion and $5.0 billion in 1999 and 1998, respectively.

NOTE 24 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL
INSTRUMENTS:
The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information. Many of these estimates involve various assumptions and estimates as of a specific point in time, and may vary significantly from amounts that will be realized in actual transactions.

         The information about the estimated fair values of financial instruments presented hereunder excludes all nonfinancial instruments and certain other specific items.

         For those financial instruments with no quoted market prices available, fair value have been estimated using present value or other valuation techniques, as well as management best judgment with respect to current economic conditions, including discount rates, estimates of future cash flows and prepayment assumptions.

         The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 1999 and 1998, respectively. In different interest rate environments, fair value results can differ significantly, especially for certain fixed rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Corporation's fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation's value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

         The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1999 and 1998.

         Short-term financial assets and liabilities have relatively short maturities, or no defined maturities, and little or no credit risk. The carrying amounts reported in the consolidated statements of condition approximate fair value. Included in this category are: cash and due from banks, federal funds sold and securities purchased under agreements to resell, time deposits with other banks, bankers acceptances, customers' liabilities on acceptances, accrued interest receivable, federal funds purchased and securities sold under agreements to repurchase, short-term borrowings, acceptances outstanding and accrued interest payable.

         Trading and investment securities are financial instruments, which regularly trade on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes, where available, or quoted market prices of financial instruments with similar characteristics. Trading account securities and securities available-for-sale are reported at their respective fair values in the consolidated statements of condition since they are marked-to market for accounting purposes. These instruments are detailed in the consolidated statements of condition and in Notes 3, 4 and 25.

         The estimated fair value for loans held-for-sale is based on secondary market prices. The fair values of the loan portfolio have been determined for group of loans with similar characteristics. Loans were segregated by type such as commercial, construction, residential mortgage, consumer and credit cards. Each loan category was further segmented based on loan characteristics, including repricing term and pricing. The fair value of most fixed-rate loans was estimated by discounting scheduled cash flows using interest rates currently being offered on loans with similar terms. For variable rate loans with frequent repricing terms, fair values were based on carrying values. The fair values for certain mortgage loans are based on quoted market prices. Prepayment assumptions have been applied to the mortgage and installment loan portfolio. The fair value of the loans was also reduced by an estimate of credit losses inherent in the portfolio. Generally accepted accounting principles do not require nor the Corporation has performed a fair valuation of its lease financing portfolio, therefore it is included in the loan totals at its carrying amount.

         The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW and money market accounts is equal to the amount payable on demand as of the respective dates. The fair value of certificates of deposit is based on the discounted value of contractual cash flows, using interest rates currently being offered on certificates with similar maturities.

         Borrowings and long-term debt, which include notes payable, senior debentures, subordinated notes and capital securities, were valued using quoted market rates for similar instruments at December 31, 1999 and 1998, respectively.

         Commitments to extend credit were fair valued using the fees currently charged to enter into similar agreements. For those commitments where a future stream of fees is charged, the fair value was estimated discounting the projected cash flows of fees on commitments, which are expected to be disbursed, based on historical experience. The fair value of letters of credit is based on fees currently charged on similar agreements.

         Carrying amounts and estimated fair values for financial instruments at December 31 were:

                                           1999                           1998
------------------------------------------------------------------------------------------
                                 Carrying         Fair          Carrying          Fair
                                  Amount          Value          Amount           Value
------------------------------------------------------------------------------------------
                                                   (In thousands)
FINANCIAL ASSETS:
 Cash and short-term
   investments                 $ 1,649,689     $ 1,649,689     $ 1,615,605     $ 1,615,605
 Trading securities                236,610         236,610         318,727         318,727
 Investment securities
   available-for-sale            7,324,950       7,324,950       7,020,396       7,020,396
 Investment securities
   held-to-maturity                299,312         295,076         226,134         228,039
 Loans held-for sale               619,298         619,743         644,159         662,709
 Loans, net                     13,996,446      13,902,072      12,167,387      12,640,094
FINANCIAL LIABILITIES:
 Deposits                      $14,173,715     $14,135,259     $13,672,214     $13,668,271
 Federal funds purchased            49,940          49,940         918,555         918,555
 Securities sold under
   agreements to repurchase      4,364,540       4,364,540       3,157,945       3,157,945
 Short-term borrowings           2,612,389       2,612,389       1,639,082       1,639,082
 Notes payable                   1,852,599       1,781,786       1,307,160       1,315,833
 Subordinated notes                125,000         116,604         125,000         126,538
 Capital securities                150,000         154,665         150,000         149,115
COMMITMENTS TO EXTEND
CREDIT AND STANDBY LETTERS
OF CREDIT:
 Commitments to extend
   credit                      $ 4,339,059     $     8,391     $ 4,103,151     $     7,044
 Letters of credit                  84,948           1,847         107,307             834

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

         In managing its market risk the Corporation enters, to a limited extent, into certain derivative instruments that expose it to credit risk, which represents the risk that the counterparties might default on their obligations. To manage the level of credit risk the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Concentrations of credit risk which arise through the Corporation's off-balance sheet lending activities are presented in Note 23.

         The following table indicates the types of derivative financial instruments the Corporation held at December 31. The credit exposure is represented by the fair value of the instruments with a positive market value. The following table should be read in conjunction with the descriptions of these products and the Corporation's objectives for holding them which immediately follows:

                                           1999                                   1998
--------------------------------------------------------------------------------------------------------
                                         Average                                 Average
                            Notional     for the        Fair       Notional      for the        Fair
                             amount        year        value        amount         year         value
--------------------------------------------------------------------------------------------------------
                                                        (In thousands)
Interest rate swaps:
 Pay floating/receive
  fixed                     $ 15,000     $ 15,000     $     20      $ 15,000     $  15,000      $    477
 Pay fixed/receive
  floating                    35,000      100,792         (133)      190,000       206,042        (2,732)
Interest rate swaptions       80,456       77,533       38,995        62,163        55,668        38,495
Interest rate futures                                                              125,065
Interest rate options         21,416       23,631        1,882        61,753        65,835           584
Interest rate caps             2,713        2,713           57         3,500         3,500            22
Interest rate floors           2,713        2,713          (17)        3,500         3,500           (91)
Foreign exchange
 contracts                     1,930        2,485                                      877
Securities sold not yet
 purchased                                    413                        120         4,649

Interest rate swaps:
Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. Net interest settlements on interest rate swaps are recorded as an adjustment to interest income or interest expense of the hedged item.

(Dollars in thousands)                                 1999              1998
---------------------------------------------------------------------------------
Activity of interest rate swaps
 hedges for the year:
  Beginning balance                                $   205,000       $   230,000
  Matured swaps                                       (155,000)          (25,000)
---------------------------------------------------------------------------------
  Ending balance                                   $    50,000       $   205,000
=================================================================================
Pay floating/receive fixed:
  Weighted average receive rate at December 31            6.42%             6.42%
  Weighted average pay rate at December 31                6.09              5.06
Pay fixed/receive floating:
  Weighted average receive rate at December 31            5.38%             5.23%
  Weighted average pay rate at December 31                6.75              6.32

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

Interest rate futures and forwards:
Futures and forwards are contracts for the delayed delivery of securities in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. The credit risk inherent in futures is the risk that the exchange party may default. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or in the value of the underlying securities or instruments.

         Forward contracts include "when-issued securities." When-issued securities are commitments to purchase or sell securities authorized for issuance but not yet actually issued. Accordingly, they are not recorded on the balance sheet until issued. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.

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

         At December 31, 1999 and 1998, the Corporation held no futures or options contracts written for trading purposes. The following table indicates the fair value and net gains (losses) of derivatives financial instruments held for trading purposes.

                                      Fair Value
------------------------------------------------------------------------------------
                         At December 31, 1999    Average for the period    Net gains
                         Assets  Liabilities    Assets     Liabilities     (losses)
------------------------------------------------------------------------------------
                                     (In thousands)
Futures contracts                                                          $   (7)
Forward contracts        $50                    $123                       $1,476

                                      Fair Value
------------------------------------------------------------------------------------
                         At December 31, 1999    Average for the period    Net gains
                         Assets  Liabilities    Assets     Liabilities     (losses)
------------------------------------------------------------------------------------
                                     (In thousands)
Futures contracts                                      $38                 $(150)

         The Corporation's credit exposure from off-balance sheet derivative financial instruments held or issued for trading purposes is represented by the fair value of the instruments with a positive fair value at that date.

NOTE 26 - SUPPLEMENTAL DISCLOSURE ON THE CONSOLIDATED STATEMENTS OF CASH FLOWS:

During the year ended December 31, 1999, the Corporation paid interest and income taxes amounting to $879,340,000 and $132,504,000, respectively (1998 - $768,415,000 and $93,850,000; 1997 - $703,553,000 and $88,752,000). In addition, loans transferred to other real estate and other property for the year ended December 31, 1999, amounted to $29,290,000 and $24,959,000, respectively (1998 -
$27,978,000 and $26,775,000).

NOTE 27 - SEGMENT REPORTING
Popular, Inc. operates three major reportable segments: commercial banking, mortgage and consumer lending, and lease financing. Management has determined its reportable segments based on legal entity, which is the way that operating decisions are made and performance is measured. These entities have then been aggregated by products, services and markets with similar characteristics.

         The Corporation's commercial banking segment includes all banking subsidiaries, which provide individuals, corporations and institutions with commercial and retail banking services, including loans and deposits, trust, mortgage banking and servicing, asset management, credit cards and other financial services. These services are offered through a delivery system of 298 branches throughout Puerto Rico, the U.S. and British Virgin Islands, New York, Illinois, California, Florida, Texas and New Jersey.

         The Corporation's mortgage and consumer lending segment includes those non-banking subsidiaries whose principal activity is originating mortgage and consumer loans such as Popular Mortgage, Levitt Mortgage, Popular Finance and Equity One. The services of Popular Mortgage, Levitt Mortgage and Popular Finance are furnished through 62 offices in Puerto Rico while those of Equity One are provided in 138 offices throughout 32 states.

         The Corporation's lease financing segment provides financing for vehicles and equipment through 12 offices of Popular Leasing and Rental, Inc. in Puerto Rico and 10 offices of Popular Leasing, USA in 7 states. The "Other" category includes all holding companies and non-banking subsidiaries which provide retail financial services, investment banking and broker/dealer activities, as well as those providing ATM processing services, electronic data processing and consulting services, sale and rental of electronic data processing equipment, and selling and maintenance of computer software. It also includes the banking operations of Banco Fiduciario in the Dominican Republic.

         The accounting policies of the segments are the same as those described in the summary of accounting policies. Following are the results of operations and selected financial information by operating segment for each of the three years ended December 31:

---------------------------------------------------------------------------------------------------------------------------
                                                   Mortgage and
                                   Commercial       consumer       Lease
(In thousands)                      banking         lending      financing         Other        Eliminations         Total
---------------------------------------------------------------------------------------------------------------------------
                                                                           1999
---------------------------------------------------------------------------------------------------------------------------
Net interest income               $   817,122     $   90,656     $ 42,772     $     3,255      $       (67)     $   953,738
Provision for loan losses             112,881         26,457        8,022           1,588                           148,948
Other income                          249,446         45,084       18,912          65,816           (6,342)         372,916
Intangibles amortization               28,143            436          754           2,455                            31,788
Depreciation expense                   55,776          1,852        8,347           5,345                            71,320
Other operating expenses              576,817         70,624       25,040          63,829           (1,936)         734,374
Net loss of minority interest                                                       2,454                             2,454
Income tax                             67,094         12,685        7,526          (1,036)          (1,149)          85,120
---------------------------------------------------------------------------------------------------------------------------
  Net income                      $   225,857     $   23,686     $ 11,995     $      (656)     $    (3,324)     $   257,558
===========================================================================================================================
  Segment  assets                 $21,736,663     $2,148,084     $733,063     $ 6,350,477      $(5,507,748)     $25,460,539
===========================================================================================================================

                                                                          1998
---------------------------------------------------------------------------------------------------------------------------
Net interest income               $   751,126     $   83,940     $ 40,180     $    (2,163)     $       (71)     $   873,012
Provision for loan losses             104,374         21,480       11,250             109                           137,213
Other income                          215,021         31,944       18,828          26,915           (1,462)         291,246
Intangibles amortization               25,602            890        1,237             131                            27,860
Depreciation expense                   51,830          1,428        8,590             801                            62,649
Operating expenses                    532,015         55,798       21,668          20,855             (491)         629,845
Net loss of minority interest                                                         328                               328
Income tax                             53,464         13,964        6,258             972               13           74,671
---------------------------------------------------------------------------------------------------------------------------
  Net  income                     $   198,862     $   22,324     $ 10,005     $     2,212      $    (1,055)     $   232,348
===========================================================================================================================
  Segment  assets                 $19,973,005     $1,830,134     $678,878     $ 5,269,381      $(4,591,041)     $23,160,357
===========================================================================================================================

                                               Mortgage and
                                Commercial       consumer        Lease
(In thousands)                    banking        lending       financing          Other          Eliminations          Total
-----------------------------------------------------------------------------------------------------------------------------
                                                                  1997
Net interest income            $   668,230      $   76,449      $ 36,648      $     2,628                         $   783,955
Provision for loan losses           82,095          18,866         9,646                                              110,607
Other income                       201,752          23,741        16,985            5,354              (234)          247,598
Intangibles amortization            20,715           1,001         1,280             (122)                             22,874
Depreciation expense                43,898           1,121         8,078            1,426                              54,523
Operating expenses                 492,009          41,156        20,819            5,959              (420)          559,523
Income tax                          55,104          15,067         5,160             (942)               72            74,461
-----------------------------------------------------------------------------------------------------------------------------
  Net income                   $   176,161      $   22,979      $  8,650      $     1,661       $       114       $   209,565
=============================================================================================================================
  Segment assets               $16,759,606      $1,519,739      $625,436      $ 3,981,062       $(3,585,336)      $19,300,507
=============================================================================================================================

Geographic Information

                                          1999            1998            1997
---------------------------------------------------------------------------------
                                                     (In thousands)
Revenues*:
Puerto Rico                            $1,555,059      $1,419,371      $1,297,532
United States                             555,052         462,582         390,759
Other                                     114,475          60,996          50,610
---------------------------------------------------------------------------------
Total consolidated revenues            $2,224,586      $1,942,949      $1,738,901
=================================================================================


* Total revenues include interest income, service charges on deposit accounts, other service fees, gain on sale of securities, trading account profit, and other income.
--------------------------------------------------------------------------------


                                      1999             1998           1997
--------------------------------------------------------------------------------
                                                 (In thousands)
Selected Balance Sheet Information:

Puerto Rico
  Total assets                     $18,213,576     $16,517,161     $14,301,572
  Loans                              8,840,740       7,895,689       7,322,109
  Deposits                           9,792,129       9,444,199       8,581,277
United States
  Total assets                     $ 6,258,029     $ 5,660,628     $ 4,503,956
  Loans                              5,387,799       4,556,060       3,686,538
  Deposits                           3,472,839       3,410,808       2,714,282
Other
  Total assets                     $   988,934     $   982,568     $   494,979
  Loans                                679,215         627,046         367,960
  Deposits                             908,747         817,207         454,027

NOTE 28 - CONTINGENT LIABILITIES:
The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation's financial position or results of operations.

NOTE 29 - POPULAR, INC. (HOLDING COMPANY ONLY)
FINANCIAL INFORMATION:
The following condensed financial information presents the financial position of the Holding Company only as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999.

         The financial information related to the investment in subsidiaries, presented below, was restated to reflect the U.S. reorganization explained in
Note 1.

STATEMENTS OF CONDITION

                                                               December 31,
----------------------------------------------------------------------------------
(In thousands)                                              1999           1998
----------------------------------------------------------------------------------
ASSETS
Cash                                                     $      332     $      524
Money market investments                                     35,500          3,700
Investment securities available-for-sale,
  at market value                                           126,716        107,175
Investment in BPPR, at equity                             1,048,739      1,309,976
Investment in Banco Popular North America, at equity        429,180        412,220
Investment in GM Group, at equity                            46,020
Investment in other subsidiaries, at equity                 141,735        160,361
Advances to subsidiaries                                    895,448        769,406
Other assets                                                 10,057          3,813
----------------------------------------------------------------------------------
  Total assets                                           $2,733,727     $2,767,175
==================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Securities sold under agreements to repurchase                          $   51,438
Commercial paper                                         $  133,117        164,515
Other short-term borrowings                                 297,933        247,072
Notes payable                                               484,715        436,877
Accrued expenses and other liabilities                       31,976         33,160
Subordinated notes                                          125,000        125,000
Stockholders' equity                                      1,660,986      1,709,113
----------------------------------------------------------------------------------
  Total liabilities and stockholders' equity             $2,733,727     $2,767,175
==================================================================================

STATEMENTS OF INCOME
                                             Year ended December 31,
---------------------------------------------------------------------------
(In thousands)                           1999         1998         1997
---------------------------------------------------------------------------
Income:
  Dividends from subsidiaries        $ 314,348      $  70,925      $ 53,000
  Interest on money market and
   investment securities                 3,696          5,052         5,355
  Other operating income                 7,232          4,674           496
  Interest on advances to
   subsidiaries                         57,219         49,564        45,434
---------------------------------------------------------------------------
  Total income                         382,495        130,215       104,285
---------------------------------------------------------------------------
Expenses:
  Interest expense                      64,739         58,747        53,182
  Operating expenses                     2,155          1,133         1,494
---------------------------------------------------------------------------
  Total expenses                        66,894         59,880        54,676
---------------------------------------------------------------------------
Income before income taxes
  and equity in undistributed
  earnings of subsidiaries             315,601         70,335        49,609
Income taxes                                               32        (1,573)
---------------------------------------------------------------------------
Income before equity in
  undistributed earnings of
  subsidiaries                         315,601         70,303        51,182
Equity in undistributed earnings
  of subsidiaries (dividends in
  excess of annual net earnings
  of subsidiaries)                     (58,043)       162,045       158,383
---------------------------------------------------------------------------
Net income                           $ 257,558      $ 232,348      $209,565
===========================================================================


STATEMENTS OF CASH FLOWS

                                                           Year ended December 31,
------------------------------------------------------------------------------------------
(In thousands)                                        1999           1998           1997
------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                        $ 257,558      $ 232,348      $ 209,565
------------------------------------------------------------------------------------------
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Equity in undistributed earnings
   of subsidiaries                                    58,043       (162,045)      (158,383)
  Depreciation of premises and
   equipment                                                                         1,345
  Loss on disposition of premises and
   equipment                                                                         3,295
  Gain on sale of investment securities
   available-for-sale                                                (4,303)          (824)
  Amortization of premiums and
   accretion of discounts on investments                  17             25             20
  Net increase in other assets                        (6,244)          (130)          (335)
  Net decrease in current taxes                       (5,359)        (1,018)           (86)
  Net increase (decrease) in interest payable          1,557          2,376         (4,199)
  Net increase (decrease) in other liabilities         5,207            419         (2,190)
------------------------------------------------------------------------------------------
  Total adjustments                                   53,221       (164,676)      (161,357)
------------------------------------------------------------------------------------------
  Net cash provided by operating
   activities                                        310,779         67,672         48,208
------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net (increase) decrease in money
   market investments                                (31,800)        (3,700)        55,024
  Purchases of investment securities
   available-for-sale                                (94,299)        (7,362)        (5,560)
  Maturities of investment securities
   available-for-sale                                 50,000          5,000            682
  Sales of investment securities
   available-for-sale                                  3,308          7,700          2,365
  Capital contribution to subsidiaries                (5,100)      (119,941)       (58,500)
  Distribution from subsidiary                         8,642
  Advances to subsidiaries                          (126,042)       (77,700)       (57,449)
  Acquisition of premises and equipment                                                (15)
  Proceeds from sale of premises and
   equipment                                                                        34,551
------------------------------------------------------------------------------------------
  Net cash used in investing
   activities                                       (195,291)      (196,003)       (28,902)
------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net decrease in securities sold under
   agreements to repurchase                          (51,438)          (337)          (309)
  Net (decrease) increase in commercial
   paper                                             (31,398)        66,416        (66,280)
  Net increase (decrease) in other
   short-term borrowings                              50,861        156,197        (61,126)
  Net increase (decrease) in notes
   payable                                            47,838        (29,211)       232,550
  Payment of senior debentures                                                     (30,000)
  Cash dividends paid                                (87,012)       (72,021)       (59,037)
  Proceeds from issuance of
   common stock                                        9,387          7,433          4,642
  Treasury stock acquired                            (53,918)                      (39,559)
------------------------------------------------------------------------------------------
 Net cash (used in) provided by
  financing activities                              (115,680)       128,477        (19,119)
------------------------------------------------------------------------------------------
Net (decrease) increase in cash                         (192)           146            187
Cash at beginning of period                              524            378            191
------------------------------------------------------------------------------------------
Cash at end of period                              $     332      $     524      $     378
==========================================================================================

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

NOTE 30 - POPULAR INTERNATIONAL BANK, INC. (A SUBSIDIARY OF POPULAR, INC.) FINANCIAL INFORMATION:
The following summarized financial information presents the consolidated financial position of Popular International Bank, Inc. and its subsidiaries as of November 30, 1999 and 1998, and the results of their operations and cash flows for each of the three years in the period ended November 30, 1999. Popular International Bank, Inc. is the holding company of ATH Costa Rica and Popular North America, Inc., including Popular Holdings USA, Inc. and it subsidiaries; Banco Popular North America and Banco Popular, N.A. (Texas); Popular Cash Express, Inc. and Equity One, Inc. (second tier subsidiaries). It also owns 57% of the outstanding common stock of Banco Fiduciario, S.A. The results of Popular Holdings USA, Inc. and its subsidiaries are included as of December 31, 1999 and 1998.

         As previously mentioned in Note 1, the financial information for 1998 and 1997, presented below, was restated to reflect the U.S. reorganization as if it had been consummated at the beginning of fiscal year 1997.

STATEMENTS OF CONDITION

                                                               November 30,
---------------------------------------------------------------------------------
(In thousands)                                             1999           1998
---------------------------------------------------------------------------------
ASSETS
 Cash                                                   $  243,149     $  297,764
 Money market investments                                   88,877         88,648
 Investment securities available-for-sale,
  at market value                                          332,203        507,621
 Investment securities held-to-maturity, at cost            48,890         21,008
 Loans held-for-sale                                        87,135        207,183
 Loans                                                   5,669,057      4,573,802
 Less: Unearned income                                      78,712         70,434
       Allowance for loan losses                           103,846         92,173
---------------------------------------------------------------------------------
                                                         5,486,499      4,411,195
---------------------------------------------------------------------------------
 Other assets                                              298,098        281,258
 Intangible assets                                         151,034        150,318
---------------------------------------------------------------------------------
 Total assets                                           $6,735,885     $5,964,995
=================================================================================
LIABILITIES AND STOCKHOLDER'S EQUITY
 Deposits:
 Non-interest bearing                                   $  626,374     $  617,298
 Interest bearing                                        3,749,001      3,038,798
---------------------------------------------------------------------------------
                                                         4,375,375      3,656,096
---------------------------------------------------------------------------------
 Federal funds purchased and securities
  sold under agreements to repurchase                       40,540        405,810
 Other short-term borrowings, consisting of
  $346,131 in term notes (1998 - $409,579),
  and a revolving credit facility with an affiliate
  of $60,000 in 1998                                       346,131        469,579
 Notes payable                                           1,167,955        618,540
 Other liabilities                                          93,286         96,946
 Preferred beneficial interest in Popular
  North America's junior subordinated
  deferrable interest debentures guaranteed
  by the Corporation                                       150,000        150,000
 Minority interest in consolidated subsidiary               21,741         27,591
 Stockholder's equity                                      540,857        540,433
---------------------------------------------------------------------------------
 Total liabilities and stockholder's equity             $6,735,885     $5,964,995
=================================================================================

STATEMENTS OF INCOME

                                               Year ended November 30,
----------------------------------------------------------------------------
(In thousands)                             1999          1998         1997
----------------------------------------------------------------------------
Interest and fees:
 Loans                                  $ 490,043      $381,521     $317,210
 Money market, trading
  and investment securities                28,485        28,990       33,930
----------------------------------------------------------------------------
                                          518,528       410,511      351,140
----------------------------------------------------------------------------
Interest expense:
 Deposits                                 154,309       108,764       86,395
 Short-term borrowings                     43,059        33,641       29,587
 Long-term borrowings                      74,685        63,573       56,092
----------------------------------------------------------------------------
                                          272,053       205,978      172,074
----------------------------------------------------------------------------
Net interest income                       246,475       204,533      179,066
Provision for loan losses                  53,147        49,283       29,041
----------------------------------------------------------------------------
Net interest income after
 provision for loan losses                193,328       155,250      150,025
Service charges on deposit accounts        28,841        21,116       16,362
Other service fees                         50,329        20,380       11,596
Gain on sale of securities                    592         2,665          339
Trading account loss                                      (205)
Other operating income                     25,718        20,880       12,231
----------------------------------------------------------------------------
                                          298,808       220,086      190,553
----------------------------------------------------------------------------
Operating expenses                        291,174       208,525      145,500
----------------------------------------------------------------------------
Income before income tax and
 minority interest                          7,634        11,561       45,053
Income tax                                  5,209         2,691       20,032
Net loss of minority interest               2,425           328
----------------------------------------------------------------------------
Net income                              $   4,850      $  9,198     $ 25,021
============================================================================


STATEMENTS OF CASH FLOWS

                                                              Year ended November 30,
-----------------------------------------------------------------------------------------------
(In thousands)                                           1999            1998           1997
-----------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                           $     4,850     $     9,198     $  25,021
-----------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to cash
  provided by (used in) operating activities:
  Depreciation and amortization of premises
   and equipment                                           15,708           9,527         5,958
  Provision for loan losses                                53,147          49,283        29,041
  Amortization of intangibles                              13,963          10,472         7,566
  Amortization of deferred loan fees and costs             (1,829)         (1,109)       (1,248)
  Amortization of premiums and accretion of
   discounts on investments                                   127             269         1,244
  Decrease (increase) in loans held-for-sale              140,503        (176,753)       (2,817)
  Gain on sale of investment securities
   available-for-sale                                        (592)         (2,665)         (339)
  Loss (gain) on disposition of premises and
   equipment                                                   19             (27)         (496)
  Gain on sale of loans                                   (21,654)        (14,828)      (10,133)
  Net increase in interest receivable                      (8,459)         (7,818)       (5,267)
  Net decrease (increase) in other assets                      48         (30,122)          363
  Net (decrease) increase in interest payable              (9,348)          1,121         4,339
  Net (decrease) increase in current and
   deferred taxes                                          (9,166)            870        (3,492)
  Net increase (decrease) in other liabilities              8,672          (1,090)       (4,607)
-----------------------------------------------------------------------------------------------
  Total adjustments                                       181,139        (162,870)       20,112
-----------------------------------------------------------------------------------------------
 Net cash provided by (used in)
  operating activities                                    185,989        (153,672)       45,133
-----------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net increase in money market  investments                68,681          44,349        29,621
  Purchases of investment securities held-
   to-maturity                                                            (74,990)       (4,232)
  Purchases of investment securities
   available-for-sale                                  (1,676,821)       (894,252)     (701,048)
  Maturities of investment securities held-
   to-maturity                                             57,651          79,778        35,446
  Sale of investment securities available
   for-sale                                                72,087         126,659       649,907
  Maturities of investment securities
   available-for-sale                                   1,696,081         800,296        70,092
  Net disbursements on loans                           (1,958,083)     (1,023,310)     (576,372)
  Proceeds from sale of loans                             920,421         587,005       294,001
  Acquisition of loan portfolios                                           (5,228)      (10,853)
  Capital contribution to subsidiary                        2,761
  Assets acquired, net of cash                               (603)        (17,168)      (36,734)
  Acquisition of premises and equipment                   (24,058)        (32,749)      (21,817)
  Proceeds from sales of premises and
   equipment                                                1,228           1,178         5,857
-----------------------------------------------------------------------------------------------
  Net cash used in investing activities                  (840,655)       (408,432)     (266,132)
-----------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in deposits                                648,033         204,714        76,641
  Net deposits acquired                                                    36,297
  Net (decrease) increase in federal funds
   purchased and securities sold under
   agreements to repurchase                              (365,270)        277,336         4,017
  Net (decrease) increase in other short-
   term borrowings                                       (176,978)        143,480      (131,184)
  Proceeds from issuance of notes payable                 615,790         144,501       939,931
  Payments of notes payable                              (121,524)       (181,176)     (845,916)
  Proceeds from issuance of Capital Securities                                          150,000
  Proceeds from issuance of common stock                                                    462
  Capital contribution from Parent company                                119,941        58,039
-----------------------------------------------------------------------------------------------
  Net cash provided by financing activities               600,051         745,093       251,990
-----------------------------------------------------------------------------------------------
Net (decrease) increase in cash and due from banks        (54,615)        182,989        30,991
Cash and due from banks at beginning of year              297,764         114,775        83,784
-----------------------------------------------------------------------------------------------
Cash and due from banks at end of year                $   243,149     $   297,764     $ 114,775
===============================================================================================

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                 Year ended November 30,
----------------------------------------------------------------------------------
(In thousands)                                1999            1998           1997
----------------------------------------------------------------------------------
Preferred Stock:
Par value $25; authorized 25,000,000
  shares, none issued
Common Stock:
Par value $5; authorized 1,000,000
  shares, 792,300 shares issued and
  outstanding (1998 and 1997 - 792,300)
  Balance at beginning of the period      $   3,962       $   3,962       $  3,500
  Issuance of common stock                                                     462
----------------------------------------------------------------------------------
  Balance at end of the period                3,962           3,962          3,962
----------------------------------------------------------------------------------
Additional paid-in capital:
  Balance at beginning of the period        470,226         350,285        132,964
  Capital contribution from Parent
   company                                                  116,192        207,132
  Retained earnings capitalized upon
    the reorganization                                        3,749         10,189
----------------------------------------------------------------------------------
  Balance at end of the period              470,226         470,226        350,285
----------------------------------------------------------------------------------
Retained earnings:
  Balance at beginning of the period         64,670          59,221         44,389
  Net income                                  4,850           9,198         25,021
  Retained earnings capitalized upon
    the reorganization                                       (3,749)       (10,189)
----------------------------------------------------------------------------------
  Balance at end of the period               69,520          64,670         59,221
----------------------------------------------------------------------------------
Accumulated other comprehensive
  income:
  Balance at beginning of the period          1,575           2,033            626
  Other comprehensive (loss) income          (4,426)           (458)         1,407
----------------------------------------------------------------------------------
  Balance at end of the period               (2,851)          1,575          2,033
----------------------------------------------------------------------------------
Total stockholder's equity                $ 540,857       $ 540,433       $415,501
==================================================================================

STATEMENTS OF COMPREHENSIVE INCOME

                                                            Year ended November 30,
----------------------------------------------------------------------------------------
(In thousands)                                         1999          1998          1997
----------------------------------------------------------------------------------------
Net income                                           $ 4,850       $ 9,198       $25,021
Other comprehensive (loss) income:
     Unrealized gains (losses) on securities:
      Unrealized holding gains (losses)
       arising during the period, net of tax
       of $(688) (1998 - $(203); 1997 - $622)         (3,232)        1,520         1,612
      Less: Reclassification adjustment for
       gains included in net income, net of tax
       of $91 (1998 - $958; 1997 - $136)                 171         1,763           205
    Foreign currency translation adjustment           (1,023)         (215)
----------------------------------------------------------------------------------------
Total other comprehensive (loss) income               (4,426)         (458)        1,407
----------------------------------------------------------------------------------------
Comprehensive income, net of taxes                   $   424       $ 8,740       $26,428
========================================================================================

DISCLOSURE OF ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME:

                                        Year ended December 31,
--------------------------------------------------------------------
(In thousands)                       1999          1998        1997
--------------------------------------------------------------------
Foreign currency translation
  adjustment                      $(1,238)      $  (215)
--------------------------------------------------------------------
Unrealized gains (losses) on
 securities                        (1,613)        1,790       $2,033
--------------------------------------------------------------------
Accumulated other
 comprehensive (loss) income      $(2,851)      $ 1,575       $2,033
====================================================================

NOTE 31 - POPULAR NORTH AMERICA, INC.
(A SECOND - TIER SUBSIDIARY OF POPULAR, INC.) FINANCIAL
INFORMATION:

The following summarized financial information presents the consolidated financial position of Popular North America, Inc. and its subsidiaries, Popular Cash Express, Inc., Equity, One, Inc. and Popular Holdings USA, Inc., and its wholly-owned subsidiaries, Banco Popular North America and Banco Popular, N.A. (Texas) as of November 30, 1999 and 1998, and the results of their operations and cash flows for each of the three years in the period ended November 30, 1999. The results of Popular Holdings USA, Inc. and its subsidiaries are included as of December 31, 1999 and 1998.

  As previously mentioned in Note 1, the financial information for 1998 and 1997, presented below, was restated to reflect the U.S. reorganization as if it had been consummated at the beginning of fiscal year 1997.

STATEMENTS OF CONDITION

                                                            November 30,
--------------------------------------------------------------------------------
 (In thousands)                                          1999            1998
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                              $  194,117      $  196,146
Money market investments                                 56,121          39,963
Investment securities available-for-sale,
 at market value                                        314,379         498,695
Investment securities held-to-maturity, at cost          48,890          21,008
Loans held-for-sale                                      87,135         207,183
-------------------------------------------------------------------------------
Loans                                                 5,412,101       4,312,703
  Less: Unearned income                                  78,712          70,434
        Allowance for loan losses                        79,888          66,730
-------------------------------------------------------------------------------
                                                      5,253,501       4,175,539
-------------------------------------------------------------------------------
Other assets                                            218,555         200,326
Intangible assets                                       141,025         143,239
-------------------------------------------------------------------------------
  Total assets                                       $6,313,723      $5,482,099
===============================================================================
LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits:
 Non-interest bearing                                $  591,454      $  577,099
 Interest bearing                                     3,490,879       2,759,342
-------------------------------------------------------------------------------
                                                      4,082,333       3,336,441
-------------------------------------------------------------------------------
 Federal funds purchased and securities sold
  under agreements to repurchase                         40,540         405,810
 Other short-term borrowings, consisting of
  $324,905 term notes (1998 - $366,103) and
  a revolving credit facility with an affiliate
  of $60,000 in 1998                                    324,905         426,103
 Notes payable                                        1,125,012         579,194
 Other liabilities                                       78,536          77,847
 Preferred beneficial interest in
  Popular North America's junior subordinated
  deferrable interest debentures guaranteed
  by the Corporation                                    150,000         150,000
Stockholder's equity                                    512,397         506,704
-------------------------------------------------------------------------------
 Total liabilities and stockholder's equity          $6,313,723      $5,482,099
===============================================================================

STATEMENTS OF INCOME

                                                Year ended November 30,
-----------------------------------------------------------------------------
(In thousands)                             1999          1998          1997
-----------------------------------------------------------------------------
Interest and fees:
  Loans                                  $438,991      $372,569      $317,210
  Money market and
    investment securities                  26,021        28,263        32,362
-----------------------------------------------------------------------------
                                          465,012       400,832       349,572
-----------------------------------------------------------------------------
Interest expense:
  Deposits                                118,053       101,372        86,396
  Short-term borrowings                    37,479        32,496        29,585
  Long-term borrowings                     72,422        63,246        56,092
-----------------------------------------------------------------------------
                                          227,954       197,114       172,073
-----------------------------------------------------------------------------
Net interest income                       237,058       203,718       177,499
Provision for loan losses                  51,558        49,174        29,041
-----------------------------------------------------------------------------
Net interest income after provision
  for loan losses                         185,500       154,544       148,458
Service charges on deposit accounts        24,911        20,312        16,362
Other service fees                         43,381        18,734        11,586
Gain on sale of securities                    516         2,686           309
Trading account profit                                        1
Other operating income                     23,431        19,936        12,339
-----------------------------------------------------------------------------
                                          277,739       216,213       189,054
Operating expenses                        261,466       203,059       144,981
-----------------------------------------------------------------------------
Income before tax                          16,273        13,154        44,073
Income tax                                  7,321         2,691        20,032
-----------------------------------------------------------------------------
Net income                               $  8,952      $ 10,463      $ 24,041
=============================================================================

STATEMENTS OF CASH FLOWS

                                                                  Year ended November 30,
-------------------------------------------------------------------------------------------------
(In thousands)                                            1999              1998            1997
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                         $     8,952       $    10,463       $  24,041
-------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to cash
 provided by (used in) operating activities:
   Depreciation and amortization
    of premises and equipment                            11,428             8,823           5,914
   Provision for loan losses                             51,558            49,174          29,041
   Amortization of intangibles                           13,546            10,407           7,566
   Amortization of deferred loan fees
    and costs                                            (1,829)           (1,109)         (1,248)
   Amortization of premiums and
    accretion of discounts on
    investments                                             127               269           1,244
   Decrease (increase) in loans held-for-sale           140,503          (176,753)         (2,817)
   Gain on sale of investment securities
    available-for-sale                                     (516)           (2,686)           (309)
   Loss (gain) on disposition of premises
    and equipment                                            19               (26)           (496)
   Gain on sale of loans                                (21,654)          (14,828)        (10,133)
   Net decrease in interest receivable                   (9,346)           (3,333)         (5,267)
   Net (increase) decrease in
    other assets                                         (7,004)          (14,555)            538
   Net (decrease) increase in interest payable           (9,772)              897           4,332
   Net decrease in current and
    deferred taxes                                       (4,021)           (2,737)         (3,492)
   Net increase (decrease)
    in other liabilities                                 20,439               268          (3,511)
-------------------------------------------------------------------------------------------------
   Total adjustments                                    183,478          (146,189)         21,362
-------------------------------------------------------------------------------------------------
   Net cash provided by (used in)
    operating activities                                192,430          (135,726)         45,403
-------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Net decrease in money
    market investments                                   52,752            12,413          29,001
   Purchases of investment securities
    held-to-maturity                                                      (74,990)         (4,232)
   Maturities of investment securities
    held-to-maturity                                     57,651            79,778          35,446
   Purchases of investment securities
    available-for-sale                               (1,667,854)         (887,994)       (700,983)
   Sale of investment securities
    available-for-sale                                   72,087           126,659         649,797
   Maturities of investment securities
    available-for-sale                                1,696,081           800,296          70,092
   Net disbursements on loans                        (1,952,035)       (1,050,285)       (576,372)
   Proceeds from sale of loans                          920,421           587,005         294,001
   Acquisition of loan portfolios                                          (5,228)        (10,853)
   Capital contribution to subsidiary                   (32,486)
   Assets acquired, net of cash                            (603)          (68,406)        (36,734)
   Acquisition of premises and
    equipment                                           (22,083)          (30,880)        (20,385)
   Proceeds from sale of premises and
    equipment                                                50                29           5,695
-------------------------------------------------------------------------------------------------
   Net cash used in investing activities               (876,019)         (511,603)       (265,527)
-------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits                               674,646           204,623          76,893
 Net deposits acquired                                                     36,297
 Net (decrease) increase in federal
   funds purchased and securities
   sold under agreements to repurchase                 (365,270)          277,336           4,017
 Net (decrease) increase in other
   short-term borrowings                               (161,650)          154,822        (131,183)
 Proceeds from issuance of notes
   payable                                              622,711           144,501         939,931
 Payments of notes payable                             (125,121)         (178,712)       (845,916)
 Proceeds from issuance of Capital
   securities                                                                             150,000
 Capital contribution from Parent
   company                                               36,244            89,941          58,500
-------------------------------------------------------------------------------------------------
 Net cash provided by financing
  activities                                            681,560           728,808         252,242
-------------------------------------------------------------------------------------------------
 Net (decrease) increase in cash and
   due from banks                                        (2,029)           81,479          32,118
 Cash and due from banks at beginning
   of period                                            196,146           114,667          82,549
-------------------------------------------------------------------------------------------------
 Cash and due from banks at end of
   period                                           $   194,117       $   196,146       $ 114,667
=================================================================================================

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY


                                                         Year ended November 30,
---------------------------------------------------------------------------------------
(In thousands)                                   1999            1998            1997
---------------------------------------------------------------------------------------
Preferred Stock:
 Par value $0.10; authorized 1,000
 shares, none issued
Common Stock:
 Par value $1; authorized 10,000 shares,
  2,000 shares issued and outstanding
 Balance at beginning and end
  of the period                               $       2       $       2       $       2
---------------------------------------------------------------------------------------
Additional paid-in capital:
 Balance at beginning of the period             439,964         350,023         132,163
 Capital contribution from parent
  company                                                        86,192         207,671
 Retained earnings capitalized upon
   the reorganization                                             3,749          10,189
---------------------------------------------------------------------------------------
 Balance at end of the period                   439,964         439,964         350,023
---------------------------------------------------------------------------------------
Retained earnings:
 Balance at beginning of the period              65,043          58,329          44,477
 Net income                                       8,952          10,463          24,041
 Retained earnings capitalized upon
  the reorganization                                             (3,749)        (10,189)
---------------------------------------------------------------------------------------
 Balance at end of the period                    73,995          65,043          58,329
---------------------------------------------------------------------------------------
Accumulated other comprehensive
  income:
 Balance at beginning of the period               1,695           2,025             625
 Other comprehensive (loss) income               (3,259)           (330)          1,400
---------------------------------------------------------------------------------------
 Balance at end of the period                    (1,564)          1,695           2,025
---------------------------------------------------------------------------------------
  Total stockholder's equity                  $ 512,397       $ 506,704       $ 410,379
=======================================================================================

STATEMENTS OF COMPREHENSIVE INCOME


                                                            Year ended November 30,
-----------------------------------------------------------------------------------------
(In thousands)                                         1999           1998          1997
-----------------------------------------------------------------------------------------
Net income                                           $ 8,952       $ 10,463       $24,041
Other comprehensive (loss) income:
    Unrealized (losses) gains on securities:
      Unrealized holding (losses) gains
       arising during the period, net of tax
       of $(688) (1998 - $(203); 1997 - $622)         (3,088)         1,433         1,573
    Less: Reclassification adjustment for
       gains included in net income, net of tax
       of $91 (1998 - $958; 1997 - $136)                 171          1,763           173
-----------------------------------------------------------------------------------------
Other comprehensive (loss) income                     (3,259)          (330)        1,400
-----------------------------------------------------------------------------------------
Comprehensive income, net of taxes                   $ 5,693       $ 10,133       $25,441
=========================================================================================

DISCLOSURE OF ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME:


                                       Year ended December 31,
------------------------------------------------------------------
                                    1999         1998        1997
------------------------------------------------------------------
                                           (In thousands)
Unrealized (losses) gains on
  securities                      $(1,564)      $1,695      $2,025
==================================================================
Accumulated other
 comprehensive income             $(1,564)      $1,695      $2,025
==================================================================

STOCKHOLDERS' INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS
PRICEWATERHOUSECOOPERS

ANNUAL MEETING
THE 2000 ANNUAL STOCKHOLDERS' MEETING
OF POPULAR, INC. WILL BE HELD ON TUESDAY,
APRIL 25, AT 10:30 A.M. AT CENTRO EUROPA
BUILDING IN SAN JUAN, PUERTO RICO.

TELEPHONE: (787) 765-9800 EXT. 5637
FAX: (787) 763-5972
E-MAIL: POPULAR-STCK-TRANSFER@BPPR.COM

ADDITIONAL INFORMATION
COPIES OF THE ANNUAL REPORT TO THE
SECURITIES AND EXCHANGE COMMISSION
ON FORM 10-K
AND ANY OTHER FINANCIAL INFORMATION MAY BE OBTAINED BY WRITING TO:

AMILCAR L. JORDAN
SENIOR VICE PRESIDENT
BANCO POPULAR DE PUERTO RICO
P.O. BOX 362708
SAN JUAN, PR 00936-2708



DESIGN:
BD&E INC., PITTSBURGH, PENNSYLVANIA

PHOTOGRAPHY:
TONY VERA

PRINTING:
HOECHSTETTER PRINTING COMPANY
BOWNE OF ATLANTA, INC.

P.O. BOX 362708


SAN JUAN


PUERTO RICO


00936-2708