Form 10-K, Exhibit 13
period 2000-12-31
POPULAR INC
filed 2001-03-16
CIK 763901

                                                                    EXHIBIT 13.1

[LOGO]

[PHOTO]


Serving Our Clients
Solidifying Our Markets
Securing Our Future

2000 Popular, Inc. Annual Report

SECURING OUR FUTURE

Popular, Inc., a bank holding company with $28 billion in assets, is a complete financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers full individual and commercial banking services through its principal subsidiary, Banco Popular, as well as investment banking, auto leasing, mortgage, personal loans, insurance, and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic financial services franchise, providing solutions to the fastest-growing population segment in the country. The Corporation continues to use its technological expertise and experience in commercial banking as a competitive advantage on its Caribbean and Latin America expansion, and is exporting its 107 years of retail banking experience to the region. Popular, Inc. has always been committed to meeting the needs of individual and business clients through innovation, and to fostering growth in the communities where it does business.

                                    [GRAPH]

FINANCIAL HIGHLIGHTS                         1

VALUES, OUR CREED,
   OUR PEOPLE                                2

STRATEGIC OBJECTIVES                         3

LETTER TO SHAREHOLDERS                       4

OUR BUSINESS                                 6

OUR COMMUNITY                               15

MANAGEMENT                                  18

BOARDS OF DIRECTORS                         20

FINANCIAL INFORMATION                      F-1

                                                Popular, Inc. 2000 Annual Report


FINANCIAL HIGHLIGHTS


NET INCOME                          TOTAL ASSETS
dollars in millions                 dollars in millions

    [CHART]                             [CHART]


ROA                                 ROE
percentage                          percentage

    [CHART]                             [CHART]



MARKET CAPITALIZATION               EARNINGS PER SHARE
dollars in millions                 dollars

    [CHART]                             [CHART]

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

Passion for Excellence

We firmly believe in doing things the right way, the first time, every time. Continuous improvement and measurement of all our processes is essential for our success.

Innovation

Constant innovation is a competitive advantage. We adopt new techniques in all business areas to anticipate the changing needs of our customers.

Our People

We believe that our working environment should be characterized by affection and discipline. We strive to attract, develop and retain the most qualified people. We recognize and reward the performance of excellence by the individual, the team and the Corporation.

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

These words by Don Rafael Carrion Jr., President and Chairman of the Board (1956-1991) were written in 1988 to commemorate the 95th anniversary of Banco Popular de Puerto Rico, and reflect our commitment to human resources.

HISTORICAL FINANCIAL SUMMARY

(Dollars in millions, except per common share data)

                                     1980        1981        1982         1983          1984           1985           1986
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
----------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income             $  130.0    $  135.9    $  151.7    $     144.9    $     156.8    $     174.9    $     184.2
  Non-Interest Income                 14.2        15.8        15.9           19.6           19.0           26.8           41.4
  Operating Expenses                 101.3       109.4       121.2          127.3          137.2          156.0          168.4
  Net Income                          23.5        24.3        27.3           26.8           29.8           32.9           38.3
----------------------------------------------------------------------------------------------------------------------------------
  Total Assets                    $2,630.1    $2,688.7    $2,727.0    $   2,974.1    $   3,526.7    $   4,141.7    $   4,531.8
  Net Loans                          988.4     1,007.6       976.8        1,075.7        1,373.9        1,715.7        2,271.0
  Deposits                         2,060.5     2,111.7     2,208.2        2,347.5        2,870.7        3,365.3        3,820.2
  Total Stockholders' Equity         122.1       142.3       163.5          182.2          203.5          226.4          283.1
----------------------------------------------------------------------------------------------------------------------------------
  Market Capitalization           $   45.0    $   66.4    $   99.0    $     119.3    $     159.8    $     216.0    $     304.0
  ROA                                 0.92%       0.90%       0.96%          0.95%          0.94%          0.89%          0.88%
  ROE                                19.96%      18.36%      17.99%         15.86%         15.83%         15.59%         15.12%
----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE(1)
----------------------------------------------------------------------------------------------------------------------------------
  Earnings                        $   0.34    $   0.34    $   0.38    $      0.37    $      0.41    $      0.46    $      0.50
  Dividends (Declared)                0.07        0.06        0.08           0.11           0.12           0.14           0.15
  Book Value                          1.66        1.93        2.22           2.47           2.76           3.07           3.46
  Market Price                        1.01        0.92        1.38           1.66           2.22           3.00           4.00
----------------------------------------------------------------------------------------------------------------------------------
  ASSETS BY GEOGRAPHICAL AREA
----------------------------------------------------------------------------------------------------------------------------------
  Puerto Rico                        95.53%      94.65%      94.63%         93.70%         91.31%         92.42%         91.67%
  United States                       4.47%       5.14%       5.01%          5.23%          7.52%          6.47%          7.23%
  Other                               0.00%       0.22%       0.36%          1.07%          1.17%          1.11%          1.10%
----------------------------------------------------------------------------------------------------------------------------------
      Total                         100.00%     100.00%     100.00%        100.00%        100.00%        100.00%        100.00%
----------------------------------------------------------------------------------------------------------------------------------
 TRADITIONAL DELIVERY SYSTEM
----------------------------------------------------------------------------------------------------------------------------------
  Banking Branches
    Puerto Rico                        110         110         110            112            113            115            124
    Virgin Islands                                   1           2              3              3              3              3
    United States                        7           7           7              6              9              9              9
    Dominican Republic
----------------------------------------------------------------------------------------------------------------------------------
      Subtotal                         117         118         119            121            125            127            136
----------------------------------------------------------------------------------------------------------------------------------
  Non-Banking Offices
     Equity One
     Popular Cash Express
     Popular Finance
     Popular Leasing
     Popular Leasing, U.S.A.
     Popular Mortgage
     Popular Securities
     Levitt Mortgage
     GM Group
----------------------------------------------------------------------------------------------------------------------------------
      Subtotal
----------------------------------------------------------------------------------------------------------------------------------
      Total                            117         118         119            121            125            127            136
----------------------------------------------------------------------------------------------------------------------------------
 ELECTRONIC DELIVERY SYSTEM
----------------------------------------------------------------------------------------------------------------------------------
  ATMs
   Owned
     Puerto Rico                                                               30             78             94            113
     Caribbean
     United States
----------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                                                 30             78             94            113
----------------------------------------------------------------------------------------------------------------------------------
   Driven
     Puerto Rico                                                                               6             36             51
     Caribbean
----------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                                                                 6             36             51
----------------------------------------------------------------------------------------------------------------------------------
      Total                                                                    30             84            130            164
----------------------------------------------------------------------------------------------------------------------------------
BPPR TRANSACTIONS (IN MILLIONS)
----------------------------------------------------------------------------------------------------------------------------------
  Electronic Transactions                                                     0.6            4.4            7.0            8.3
  Items Processed                     94.8        96.9        98.5          102.1          110.3          123.8          134.0
----------------------------------------------------------------------------------------------------------------------------------
EMPLOYEES (FTEs)                     3,838       3,891       3,816          3,832          4,110          4,314          4,400
----------------------------------------------------------------------------------------------------------------------------------


                                        1987           1988           1989           1990           1991          1992
-----------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
-----------------------------------------------------------------------------------------------------------------------------
  Net Interest Income                $     207.7    $     232.5    $     260.9    $     284.2    $     407.8    $     440.2
  Non-Interest Income                       41.0           54.9           63.3           70.9          131.8          124.5
  Operating Expenses                       185.7          195.6          212.4          229.6          345.7          366.9
  Net Income                                38.3           47.4           56.3           63.4           64.6           85.1
-----------------------------------------------------------------------------------------------------------------------------
  Total Assets                       $   5,389.6    $   5,706.5    $   5,972.7    $   8,983.6    $   8,780.3    $  10,002.3
  Net Loans                              2,768.5        3,096.3        3,320.6        5,373.3        5,195.6        5,252.1
  Deposits                               4,491.6        4,715.8        4,926.3        7,422.7        7,207.1        8,038.7
  Total Stockholders' Equity               308.2          341.9          383.0          588.9          631.8          752.1
-----------------------------------------------------------------------------------------------------------------------------
  Market Capitalization              $     260.0    $     355.0    $     430.1    $     479.1    $     579.0    $     987.8
  ROA                                       0.76%          0.85%          0.99%          1.09%          0.72%          0.89%
  ROE                                      13.09%         14.87%         15.87%         15.55%         10.57%         12.72%
-----------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE(1)
-----------------------------------------------------------------------------------------------------------------------------
  Earnings                           $      0.48    $      0.59    $      0.70    $      0.79    $      0.54    $      0.70
  Dividends (Declared)                      0.17           0.17           0.20           0.20           0.20           0.20
  Book Value                                3.77           4.19           4.69           4.92           5.25           5.76
  Market Price                              3.34           4.44           5.38           4.00           4.81           7.56
-----------------------------------------------------------------------------------------------------------------------------
  ASSETS BY GEOGRAPHICAL AREA
-----------------------------------------------------------------------------------------------------------------------------
  Puerto Rico                              94.22%         93.45%         92.18%         88.59%         86.67%         87.33%
  United States                             5.01%          5.50%          6.28%          9.28%         10.92%         10.27%
  Other                                     0.77%          1.05%          1.54%          2.13%          2.41%          2.40%
-----------------------------------------------------------------------------------------------------------------------------
      Total                               100.00%        100.00%        100.00%        100.00%        100.00%        100.00%
-----------------------------------------------------------------------------------------------------------------------------
 TRADITIONAL DELIVERY SYSTEM
-----------------------------------------------------------------------------------------------------------------------------
  Banking Branches
    Puerto Rico                              126            126            128            173            161            162
    Virgin Islands                             3              3              3              3              3              3
    United States                              9             10             10             24             24             30
    Dominican Republic
-----------------------------------------------------------------------------------------------------------------------------
      Subtotal                               138            139            141            200            188            195
-----------------------------------------------------------------------------------------------------------------------------
  Non-Banking Offices
     Equity One                                                                                           27             41
     Popular Cash Express
     Popular Finance                          14             17             18             26             26             26
     Popular Leasing                                                         4              9              9              9
     Popular Leasing, U.S.A.
     Popular Mortgage
     Popular Securities
     Levitt Mortgage
     GM Group
-----------------------------------------------------------------------------------------------------------------------------
      Subtotal                                14             17             22             35             62             76
-----------------------------------------------------------------------------------------------------------------------------
      Total                                  152            156            163            235            250            271
-----------------------------------------------------------------------------------------------------------------------------
 ELECTRONIC DELIVERY SYSTEM
-----------------------------------------------------------------------------------------------------------------------------
  ATMs
   Owned
     Puerto Rico                             139            156            151            211            206            211
     Caribbean                                                               3              3              3              3
     United States                                                                                                        6
-----------------------------------------------------------------------------------------------------------------------------
      Subtotal                               139            156            154            214            209            220
-----------------------------------------------------------------------------------------------------------------------------
   Driven
     Puerto Rico                              55             68             65             54             73             81
     Caribbean
-----------------------------------------------------------------------------------------------------------------------------
      Subtotal                                55             68             65             54             73             81
-----------------------------------------------------------------------------------------------------------------------------
      Total                                  194            224            219            268            282            301
-----------------------------------------------------------------------------------------------------------------------------
BPPR TRANSACTIONS (IN MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
  Electronic Transactions                   12.7           14.9           16.1           18.0           23.9           28.6
  Items Processed                          139.1          159.8          161.9          164.0          166.1          170.4
-----------------------------------------------------------------------------------------------------------------------------
EMPLOYEES (FTEs)                           4,699          5,131          5,213          7,023          7,006          7,024
-----------------------------------------------------------------------------------------------------------------------------


                                          1993           1994           1995           1996          1997            1998
--------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
--------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income                  $     492.1    $     535.5    $     584.2    $     681.3    $     784.0    $     873.0
  Non-Interest Income                        125.2          141.3          173.3          205.5          247.6          291.2
  Operating Expenses                         412.3          447.8          486.8          541.9          636.9          720.4
  Net Income                                 109.4          124.7          146.4          185.2          209.6          232.3
--------------------------------------------------------------------------------------------------------------------------------
  Total Assets                         $  11,513.4    $  12,778.4    $  15,675.5    $  16,764.1    $  19,300.5    $  23,160.4
  Net Loans                                6,346.9        7,781.3        8,677.5        9,779.0       11,376.6       13,077.8
  Deposits                                 8,522.7        9,012.4        9,876.7       10,763.3       11,749.6       13,672.2
  Total Stockholders' Equity                 834.2        1,002.4        1,141.7        1,262.5        1,503.1        1,709.1
--------------------------------------------------------------------------------------------------------------------------------
  Market Capitalization                $   1,014.7    $     923.7    $   1,276.8    $   2,230.5    $   3,350.3    $   4,602.4
  ROA                                         1.02%          1.02%          1.04%          1.14%          1.14%          1.14%
  ROE                                        13.80%         13.80%         14.22%         16.15%         15.83%         15.41%
--------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE(1)
--------------------------------------------------------------------------------------------------------------------------------
  Earnings                             $      0.84    $      0.92    $      1.05    $      1.34    $      1.50    $      1.65
  Dividends (Declared)                        0.23           0.25           0.29           0.35           0.40           0.50
  Book Value                                  6.38           6.87           7.91           8.80          10.37          11.86
  Market Price                                7.75           7.03           9.69          16.88          24.75          34.00
--------------------------------------------------------------------------------------------------------------------------------
  ASSETS BY GEOGRAPHICAL AREA
--------------------------------------------------------------------------------------------------------------------------------
  Puerto Rico                                79.42%         75.86%         75.49%         73.88%         74.10%         71.32%
  United States                              16.03%         19.65%         20.76%         22.41%         23.34%         24.44%
  Other                                       4.55%          4.49%          3.75%          3.71%          2.56%          4.24%
--------------------------------------------------------------------------------------------------------------------------------
      Total                                 100.00%        100.00%        100.00%        100.00%        100.00%        100.00%
--------------------------------------------------------------------------------------------------------------------------------
 TRADITIONAL DELIVERY SYSTEM
--------------------------------------------------------------------------------------------------------------------------------
  Banking Branches
    Puerto Rico                                165            166            166            178            201            194
    Virgin Islands                               8              8              8              8              8              8
    United States                               32             34             40             44             63             88
    Dominican Republic                                                                                                     27
--------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                 205            208            214            230            272            317
--------------------------------------------------------------------------------------------------------------------------------
  Non-Banking Offices
     Equity One                                 58             73             91            102            117            132
     Popular Cash Express                                                                                                  27
     Popular Finance                            26             28             31             39             44             48
     Popular Leasing                             8             10              9              8             10             10
     Popular Leasing, U.S.A.                                                                                 7              8
     Popular Mortgage                                                          3              3              3             11
     Popular Securities                                                                       1              2              2
     Levitt Mortgage
     GM Group
--------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                  92            111            134            153            183            238
--------------------------------------------------------------------------------------------------------------------------------
      Total                                    297            319            348            383            455            555
--------------------------------------------------------------------------------------------------------------------------------
 ELECTRONIC DELIVERY SYSTEM
--------------------------------------------------------------------------------------------------------------------------------
  ATMs
   Owned
     Puerto Rico                               234            262            281            327            391            421
     Caribbean                                   8              8              8              9             17             24
     United States                              11             26             38             53             71             94
--------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                 253            296            327            389            479            539
--------------------------------------------------------------------------------------------------------------------------------
   Driven
     Puerto Rico                                86             88            120            162            170            187
     Caribbean                                                                               97            192            265
--------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                  86             88            120            259            362            452
--------------------------------------------------------------------------------------------------------------------------------
      Total                                    339            384            447            648            841            991
--------------------------------------------------------------------------------------------------------------------------------
BPPR TRANSACTIONS (IN MILLIONS)
--------------------------------------------------------------------------------------------------------------------------------
  Electronic Transactions                     33.2           43.0           56.6           78.0          111.2          130.5
  Items Processed                            171.8          174.5          175.0          173.7          171.9          170.9
--------------------------------------------------------------------------------------------------------------------------------
EMPLOYEES (FTEs)                             7,533          7,606          7,815          7,996          8,854         10,549
--------------------------------------------------------------------------------------------------------------------------------


                                             1999          2000
--------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
--------------------------------------------------------------------
  Net Interest Income                     $     953.7    $     982.8
  Non-Interest Income                           372.9          465.1
  Operating Expenses                            837.5          877.5
  Net Income                                    257.6          276.1
--------------------------------------------------------------------
  Total Assets                            $  25,460.5    $  28,057.1
  Net Loans                                  14,907.8       16,057.1
  Deposits                                   14,173.7       14,804.9
  Total Stockholders' Equity                  1,661.0        1,993.6
--------------------------------------------------------------------
  Market Capitalization                   $   3,907.5    $   3,578.1
  ROA                                            1.08%          1.04%
  ROE                                           15.45%         15.00%
--------------------------------------------------------------------
PER COMMON SHARE(1)
--------------------------------------------------------------------
  Earnings                                $      1.84    $      1.97
  Dividends (Declared)                           0.60           0.64
  Book Value                                    11.51          13.92
  Market Price                                  27.94          26.31
--------------------------------------------------------------------
  ASSETS BY GEOGRAPHICAL AREA
--------------------------------------------------------------------
  Puerto Rico                                   70.95%         71.80%
  United States                                 25.17%         25.83%
  Other                                          3.88%          2.37%
--------------------------------------------------------------------
      Total                                    100.00%        100.00%
--------------------------------------------------------------------
 TRADITIONAL DELIVERY SYSTEM
--------------------------------------------------------------------
  Banking Branches
    Puerto Rico                                   199            199
    Virgin Islands                                  8              8
    United States                                  91             95
    Dominican Republic                             31             --
--------------------------------------------------------------------
      Subtotal                                    329            302
--------------------------------------------------------------------
  Non-Banking Offices
     Equity One                                   138            136
     Popular Cash Express                          64            132
     Popular Finance                               51             61
     Popular Leasing                               12             12
     Popular Leasing, U.S.A.                       10             11
     Popular Mortgage                              13             21
     Popular Securities                             2              3
     Levitt Mortgage                                2              2
     GM Group                                       4              4
--------------------------------------------------------------------
      Subtotal                                    296            382
--------------------------------------------------------------------
      Total                                       625            684
--------------------------------------------------------------------
 ELECTRONIC DELIVERY SYSTEM
--------------------------------------------------------------------
  ATMs
   Owned
     Puerto Rico                                  442            478
     Caribbean                                     65             37
     United States                                 99            109
--------------------------------------------------------------------
      Subtotal                                    606            624
--------------------------------------------------------------------
   Driven
     Puerto Rico                                  102            118
     Caribbean                                    851            920
--------------------------------------------------------------------
      Subtotal                                    953          1,038
--------------------------------------------------------------------
      Total                                     1,559          1,662
--------------------------------------------------------------------
BPPR TRANSACTIONS (IN MILLIONS)
--------------------------------------------------------------------
  Electronic Transactions                       159.4          199.5
  Items Processed                               171.0          160.2
--------------------------------------------------------------------
EMPLOYEES (FTEs)                               11,501         10,651
--------------------------------------------------------------------

(1) Per common share data adjusted for stock splits in 1981, 1985, 1989, 1996 and 1998.

                                                Popular, Inc. 2000 Annual Report

STRATEGIC OBJECTIVES

FORTRESS PUERTO RICO

STRENGTHEN OUR COMPETITIVE POSITION IN OUR PRINCIPAL MARKET, PUERTO RICO:

-        Aligning our distribution systems with the different market segments;

- Using electronic means to bring financial services to the unbanked and to offer more services, in more places, with greater convenience at a lower cost, to our current and prospective customers.

PANAMERICAN BANK


EXPAND OUR BUSINESS FRANCHISE OUTSIDE PUERTO RICO THROUGH TWO INITIATIVES THAT COMPLEMENT AND SUPPORT EACH OTHER:

- In the United States, maintaining our growth in highly concentrated Hispanic areas, with emphasis on the small and middle commercial markets;

- In the Caribbean, using our competitive advantage in electronic banking to become the principal financial entity in the region.



DIVERSIFICATION

Continue diversifying our financial services to offer more alternatives to our customers.



ORGANIZATIONAL QUALITY


Strengthen our organization to achieve excellence in our results:

-        Fully developing the capabilities of our employees;

-        Aligning our organization with our business objectives;

-        Continuously enhancing our processes.

[PHOTO]


LETTER TO
SHAREHOLDERS


TOTAL RETURN INCLUDING DIVIDEND
AND DIVIDEND REINVESTMENT


[CHART]


The year 2000 was a challenging one. The economy felt the impact of higher oil prices, an erosion in consumer confidence and several increases in interest rates with the concomitant downturn in the financial markets. This was reflected in the price of our stock, which closed at $26.31, a decline of 5.8% from December 31, 1999.

Your company reported net income of $276.1 million in the year 2000, an increase of 7.2% over 1999. Earnings per common share (EPS) totaled $1.97, compared with $1.84 in 1999. Total assets amounted to $28 billion, 10% higher than in the previous year. These results translated into a return on assets (ROA) of 1.04% and a return on common equity (ROE) of 15.0%.

These results are magnified by the various challenges, some unexpected, that we had to face. Our Y2K transition went smoothly, as a result of the thorough efforts undertaken in previous years. We also devoted much time and effort to excel in our compliance with all Bank Secrecy Act procedures and regulations, signing a formal Written Agreement with the Federal Reserve Bank of New York to that effect. In the Dominican Republic, we sold our participation in Banco Fiduciario to the larger Banco Hipotecario Dominicano and retained an option to acquire 20% of the resulting institution.

Your company reported net income of $276.1 million in the year 2000, an increase of 7.2% over 1999.

After an effort of nearly four years, we concluded that it made sense to sell our U.S. credit card portfolio and to enter into a strategic alliance with Metris in order to continue to offer this product to our current customers and to make further inroads in the U.S. Hispanic market. Likewise, we entered into an agreement with Cendant, which will allow us to increase our production of home mortgages and also better serve the U.S. Hispanic market.

                                                Popular, Inc. 2000 Annual Report


A STORY OF CONTINUOUS GROWTH

All these efforts were accompanied with a sensible budget control of all the Corporation's expenses without curtailing our strategic investments.

On a more positive note, we completed the consolidation of various processing activities formerly performed at Banco Popular into GM Group, the processing company acquired in 1999. We launched an important new subsidiary, Popular Insurance, and entered the market for the distribution of insurance products. We also acquired Centro Finance in Puerto Rico, a small finance company subsequently merged into Popular Finance, and Aurora National Bank in Illinois, which was merged into our Banco Popular North America operations. Mi Banco Popular, our Internet banking initiative, was introduced in May, and ended the year 2000 with nearly 60,000 subscribers, well in excess of our expectations. We will continue to build on the success of this product in the coming months.


10 YEARS OF GROWTH
dollars in millions


[CHART]


Our achievements this year, and every year, come as a result of the efforts of Our People, more than 10,000 individuals who are committed to our values and our vision. We are guided by a Board of Directors that is equally committed to our future. At this year's Stockholders' Annual Meeting, Alfonso Ballester and Salustiano Alvarez will retire from the Board of Banco Popular de Puerto Rico upon reaching the mandatory retirement age. We are grateful for their many contributions throughout the years. Mr. Ballester has served on the Board of Banco Popular for 26 years and, until recently, was Vice Chairman of Popular, Inc. We were also saddened by the death of Don Julio Vizcarrondo Vivas, who served on the Banco Popular Board from 1975 to 1982 and on the Board of the Banco Popular Foundation from its inception until his death.

The end of the year marked the tenth anniversary of the merger with BanPonce Corporation, an important turning point for our corporation. In 1990, our combined market capitalization was $510 million. Ten years later, we have a market capitalization of $3.6 billion, which translates into a compound annual growth rate of 22%. This transaction exemplifies our focus on long-term growth and profitability. It demonstrates that our horizon is longer than the next quarter, or even the next year. It is rather a story of continuous growth, as can be seen in the Historical Financial Summary.

Inspired by our values and guided by our strategies, we look ahead with optimism to a new year of serving our clients, solidifying our markets and securing our future.


/s/ Richard L. Carrion


Richard L. Carrion
Chairman
President
Chief Executive Officer

[PHOTO]

DISTRIBUTION NETWORK

Puerto Rico

-        199 branches

-        478 ATMs

-        25,000 point-of-sale terminals

-        TeleBanco Popular - telephone banking

-        Mi Banco Popular - online banking

-        9 Commercial Banking Centers

United States

-        95 branches in 6 states

-        109 ATMs

-        Popular Net Banking - online banking

Caribbean

-        8 branches

-        12 ATMs

-        779 point-of-sale terminals

-        Popular TeleBank - telephone banking

                                  Our Business

                              RETAIL AND COMMERCIAL
                                     BANKING

$15 BILLION IN DEPOSITS

BANCO POPULAR DE PUERTO RICO, Popular, Inc.'s main subsidiary and the largest commercial bank in Puerto Rico, offers individuals and businesses a wide variety of financial products and services. With $10 billion in deposits and $8 billion in loans, it is the leader in both markets. Banco Popular has the most extensive and complete distribution network on the island, with 199 branches, 478 ATMs, a 24-hour call center and various alternative delivery channels. The year 2000 was marked by technological innovation and expansion for the Bank through new and diverse distribution channels, products and services.

As part of its commitment to offer greater convenience to its clients, Banco Popular introduced its online banking service Mi Banco Popular, www.bppr.com, in May 2000. The new Internet site allows clients to access account information for checking and savings accounts, credit cards, IRAs, CDs, leases and loans. Clients can also transfer funds, pay their bills online, apply for loans and credit cards and open deposit accounts. By year end, Mi Banco Popular boasted more than 60,000 subscribers and figured among the top five local websites visited by Puerto Ricans.

Constantly looking for new and attractive alternatives for its individual clients, Banco Popular, in an alliance with Celulares Telefonica, began offering clients the ability to purchase prepaid cellular minutes with their ATH (A Toda
Hora) ATM card by telephone.

Banco Popular de Puerto Rico also offers a complete line of products, services and value-added solutions to small and mid-sized businesses, corporations, government and not-for-profit organizations. It has nine Commercial Banking Centers (CBCs) located throughout the island to offer convenience and personal service to its commercial clients. Business clients also benefited from new products and services launched this year, such as TeleNomina, a service that allows clients to process their payroll using TelePago Popular, our telephone payment system. In addition, the Bank expanded its family-owned business program to include small and mid-sized businesses, offering four conferences during 2000.

                                                Popular, Inc. 2000 Annual Report

In the United States, BANCO POPULAR NORTH AMERICA (BPNA) is the largest Hispanic bank, offering individuals and businesses a wide variety of credit and deposit products. The Bank has 95 branches located in California (16), Florida (9), Illinois (21), New Jersey (12), New York (32), and Texas (5), states that are home to over 80% of all Hispanics in the United States. BPNA continued to expand its presence with the opening of three new branches and the acquisition of Aurora National Bank in Chicago, Illinois. During 2000, BPNA also introduced Popular Net Banking, an Internet banking service that allows customers to review their account balances and transaction history for the past 90 days, transfer money between specified Banco Popular accounts and pay their bills online.

In the year 2000, BPNA created national line of 16 deposit products, both retail and commercial, to substitute more than 245 products that resulted from the Bank's acquisitions and rapid growth. The effort, led by a newly created and centralized Marketing and Product Development Division, focused on selecting the most attractive features from the vast number of existing products. The uniformity achieved will undoubtedly result in greater client satisfaction and operational efficiency.

BPNA has traditionally focused significant efforts on Small Business Administration (SBA) and minority lending. In 2000, Banco Popular originated approximately $100 million in new loans, which placed the Bank among the top SBA lenders in the nation.

$13 BILLION IN TOTAL LOANS

                                    [PHOTO]

Popular, Inc. conducts its banking business in the Caribbean through BANCO POPULAR VIRGIN ISLANDS. Its network consists of eight branches in the U.S. and British Virgin Islands. With a team of more than 220 employees, Banco Popular has established itself as one of the leading institutions in the area. Deposits at year end totaled $722 million, an increase of 17% over the previous year.

Offers a full range of banking products and services in Puerto Rico, the United States and the Caribbean.

[PHOTO]

[PHOTO]

                          MORTGAGE & CONSUMER LENDING

$5.4 BILLION IN ORIGINATIONS

POPULAR MORTGAGE, Banco Popular de Puerto Rico's mortgage subsidiary, has more than 60 years' experience and is the second mortgage origination business in Puerto Rico. It continued to expand and enhance its distribution network, opening seven new mortgage centers for a total of 21 located throughout the island. As part of its strategy to offer more choices to its clients, Popular Mortgage introduced several products and services during the year 2000: a personal loan with mortgage collateral, a mortgage that does not require income verification, a 100% loan-to-value mortgage loan with cash collateral and a loan for individuals with damaged credit. Popular Mortgage also introduced CasaFacil, a service that allows clients to process and originate mortgage and construction loans over the telephone.

In the United States, BANCO POPULAR, NATIONAL ASSOCIATION and BANCO POPULAR NORTH AMERICA together originated approximately $150 million in new mortgages during the year 2000. It was also a year of important steps in the business, with the establishment of a marketing and processing alliance with Cendant Mortgage, a leading mortgage lender in the United States. In accordance with the partnership, Cendant processes and services loans on a private label basis. In addition, the Bank originates loans through Cendant's real estate brands, such as Century 21, Coldwell Banker and ERA.

                                                Popular, Inc. 2000 Annual Report

POPULAR FINANCE, ranked among the top consumer finance institutions in Puerto Rico, is engaged in small personal loans and second mortgages. Popular Finance acquired Centro Finance Corporation in May 2000, increasing its portfolio by 17% and adding seven branches to its network, for a total of 61. In 2000 the subsidiary saw a significant increase in the volume of mortgage loans, a result of a comprehensive sales training program for employees and an advertising campaign created for print media and television.

In the United States, EQUITY ONE is engaged in the business of personal and mortgage loans and retail financing to merchants and dealers. With $2.0 billion in total loans and assets reaching $2.1 billion, Equity One operates through an extensive network of 136 offices located throughout 30 states. In the year 2000, Equity One relocated its Headquarters and Operations Center to a state-of-the-art facility. It enhanced its operational infrastructure through additional investments in areas such as marketing, technology and human resources. In addition, it undertook an initiative to enhance the quality of customer service, leading to an 8% increase in its customer base.

Provides tailored financing alternatives to meet individual needs.

[PHOTO]

DISTRIBUTION NETWORK

PUERTO RICO

- Popular Finance has 54 offices and 7 mortgages centers in 37 municipalities

-        Popular Mortgage has 21 offices in 16 municipalities

UNITED STATES

-        Equity One has 136 offices in 30 states

- Banco Popular, National Association originates residential mortgages through Banco Popular North America, Cendant real estate brands and brokers throughout the continental U.S.

[PHOTO]

Assets
dollars in thousands

[CHART]

                                    LEASING

$120 MILLION IN REVENUES

POPULAR LEASING is the leader in the leasing business in Puerto Rico. With a network of 12 offices and a team of 250 employees, Popular Leasing offers individual and commercial clients a wide variety of leasing alternatives. In addition to vehicle leasing, it offers medical, industrial, construction, telecommunications and computer equipment leasing in an alliance with El
Camino Resources, a leading leasing company in the United States. Popular Leasing also has a fleet of over 1,100 passenger vehicles and commercial units for daily rental. During 2000, the company expanded by acquiring two local portfolios, thereby strengthening its leadership position in the market. It also introduced several products and services, such as a lease program with Dell computers for individuals and small and mid-sized businesses, and Starting Connection, a vehicle and equipment lease program for graduating college students.

In the United States, the Corporation conducts its leasing business through POPULAR LEASING, U.S.A., a subsidiary of Banco Popular North America. The company offers small-ticket equipment leasing in 11 offices located in eight states. Its professional staff has years of experience in leasing, providing tailored solutions and quality services to its diverse client base. In addition, at Popular Leasing's website, www.popularleasingusa.com, clients can obtain information about the company and submit applications online. During the year 2000, Popular Leasing doubled its staff and established new executive offices in Ellisville, Missouri. Assets grew by over 40% from the previous year, totaling $105 million at year end.

Delivers leasing solutions to individuals and businesses in Puerto Rico and the United States.

                                    [PHOTO]

Advises all customers, from starting investors to large corporations, on how to achieve their financial goals.

Assets Under Management
percentage

[CHART]

                                   INVESTMENT

$13 BILLION IN ASSETS UNDER MANAGEMENT


POPULAR SECURITIES is the subsidiary dedicated to providing investment and financial advising services to individuals and institutions in Puerto Rico. In the retail business, Popular Securities offers the sale of securities, financial advising, and full investment services through 48 representatives available at more than 190 Banco Popular branches and three independent branches. In order to complement its brick-and-mortar distribution system and increase customer convenience, Popular Securities launched Online Investing in 2000. This new Internet service, accessible at www.popularsecurities.com, allows clients to buy and sell stock, bonds and mutual funds at a discount, and review market information and news.

On the institutional side, Popular Securities handles bond issues for the Commonwealth of Puerto Rico and local corporations, and provides financial advisory services to a wide variety of public and private entities. During the year 2000, Popular Securities participated in 22 transactions totaling $4.9 billion.

Two divisions of Banco Popular de Puerto Rico complement the investment services offered by Popular Securities. POPULAR ASSET MANAGEMENT, established in 1998, provides institutional investment management services, and reached $2.3 billion in assets under management by year end. The TRUST DIVISION, with a long-standing tradition of service, offers administration services for employee benefit plans, corporate and personal trusts, and supplies various services to local mutual funds.

                                    [PHOTO]

Serves more than 100 independent agents and brokers in Puerto Rico.

INSURANCE

Popular, Inc. further diversified its business during the year 2000 through both the acquisition of a local insurance agency and the creation of POPULAR INSURANCE, INC. As a subsidiary of Banco Popular, National Association, Popular Insurance is a general agency that offers insurance products in Puerto Rico. Representing various major insurance companies, both as a general agency and as a corporate agent, Popular Insurance serves more than 100 independent agents and brokers while seeking to become the principal service provider for this important industry group on the island. Popular Insurance presently provides insurance services to several affiliated companies.

It operates two offices - one on the offshore island of Culebra and one in San Juan - and plans to add several sales offices throughout Puerto Rico during 2001. Currently, the staff is composed of 37 well-experienced employees, a number that will grow to serve the 2001 projected sales volume. At year end, Popular Insurance assets totaled $8.9 million.

Popular Insurance's plans for the future include expanding the array of products and services it offers, as well as maximizing the use of technology to increase product accessibility in the marketplace while reducing processing and operating costs.

                                                Popular, Inc. 2000 Annual Report

                                   PROCESSING

$80 MILLION IN REVENUES

In 2000, Popular, Inc. completed the integration into the Corporation of GM Group, the leading provider of information system (IS) services in the Caribbean Basin acquired in 1999. With offices in San Juan, Caracas, Santo Domingo and Miami, GM GROUP has a solid record of achievement in Puerto Rico and over 10 Latin American countries. Clients such as banks, public utilities, insurance companies, universities, government agencies, service companies, manufacturers and retailers have had their IS needs fulfilled by GM Group for the past three decades. In addition to data processing, GM Group's core business, it is also involved in software and hardware sales, systems design and implementation, consulting, business recovery services and systems education.

As part of the integration process, RED ATH, the largest ATM network in Puerto Rico, was transferred to GM Group to capitalize on its resources and expertise. By year end, Red ATH connected over 850 ATMs and 35,700 point-of-sale (POS) terminals throughout the island.

Popular, Inc.'s expertise and resources in electronic banking, now enhanced by GM Group, have provided a competitive advantage in Caribbean and Latin American markets. The ATM/POS networks developed in the Dominican Republic and Costa Rica have experienced remarkable growth recent years. ATH DOMINICANA is the largest ATM network in the Dominican Republic, connecting 818 ATMs and 9,711 POS terminals from 17 institutions. ATH COSTA RICA, the Corporation's ATM driving and administration business in Costa Rica, connects over 150 ATMs from 22 financial institutions and 5,000 POS terminals. In 2000, ATH Costa Rica purchased CreST, S.A., a local card processor and POS acquirer, greatly expanding its capabilities in the country. The company concentrated efforts in consolidating at the physical, operational and human resources levels to swiftly leverage the new opportunities brought about by the acquisition.

Provides innovative solutions to clients, allowing them to stay in the forefront of technology.

[PHOTO]

ATH Network Transactions
in millions

[CHART]

                               CONSUMER SERVICES

                                    [PHOTO]

DISTRIBUTION NETWORK

                                    [CHART]

$2.7 MILLION CHECKS PROCESSED

POPULAR CASH EXPRESS, Popular, Inc.'s subsidiary dedicated to the business of check cashing and money transfers, now ranks 7th among all check-cashing operations in the United States.

Since over half of the 32 million Hispanics in the United States are unbanked, the Corporation recognized the need for an alternative approach to complement Banco Popular North America's efforts to become the principal financial services provider to Hispanics. In 1998, Popular, Inc. made the strategic decision of establishing Popular Cash Express as an effective tool to attract the unbanked population and to eventually draw it into the financial mainstream.

Offers financial alternatives to the unbanked population in the United States.

Since its creation, Popular Cash Express has quickly expanded, and now has operations in Arizona, California, Florida, New York, Texas and Washington, D.C., all of which have a very high concentration of Hispanics. It offers a wide variety of retail financial services, such as check cashing, wire transfers, utility payments and money orders. More recently, PCE has expanded on this format by offering additional services that have not generally been offered at traditional check-cashing locations, such as insurance, travel services and other value-added products. Locations are clean, spacious, well-lighted and manned with bilingual staff to service its large Spanish-speaking customer base.

Popular Cash Express experienced dramatic growth/expansion in 2000. It opened 22 offices and added 8 mobile units, for a total of 86 and 46, respectively. Revenues increased by 45%. Given its strategic importance as a tool to attract the unbanked, the Corporation plans to continue Popular Cash Express' expansion and evolution. Closer links between check-cashing locations and Banco Popular North America traditional banking branches will be developed, hybrid locations will be established and intermediate products will be introduced. In that way, when consumers are ready to pursue more traditional banking services, Popular, Inc. will be ready to meet their future needs.

                                                Popular, Inc. 2000 Annual Report

The Banco Popular Foundation has been created to support efforts dedicated to improve the quality of life for Puerto Ricans. It fulfills its mission by promoting in the community a genuine aspiration for excellence, and instilling in our youth a sense of accomplishment.

Donations Granted by Banco Popular Foundation dollars in thousands
                                    [CHART]

                                    [PHOTO]

                                      OUR
                                   COMMUNITY

Community involvement has been a mainstay of Banco Popular's 107-year history. The Bank was established in 1893 to provide financial services to those who needed it most, but its vision went beyond business and reached out to the community it served. Ever since its early stages, the institution's social responsiveness has been manifested in a twofold commitment: a strong donations and corporate sponsorship program, and employee participation in non-profit organizations. As the Bank continued to grow, its social responsibility strategy evolved. It was understood that its community involvement required a philanthropic structure that went beyond corporate sponsorship and assumed an enabling role in education and the development of our communities. This paved the way for the establishment of the Banco Popular Foundation in 1979.

THE BANCO POPULAR FOUNDATION originated from the vision of Rafael Carrion Jr., who devoted his entire professional career - 59 years - to Banco Popular. As President of the Bank, Chairman of the Board and Chief Executive Officer, he promoted numerous initiatives that made him feel, as he used to say, responsible and proud that Banco Popular was ever present in promoting the island's progress and well-being. Two decades after its establishment, the Foundation's objective remains unaltered: to involve ourselves actively and effectively in the improvement of the quality of life in the communities we serve. Our focus is primarily on education, attention to the special needs of the most disadvantaged, support for opportunities for positively

                                    [PHOTO]

shaping our youth, promoting self-sufficiency projects for community development and sponsorship of the arts and our culture.

The Foundation obtains its financial support from Banco Popular de Puerto Rico and the Bank's annual musical production. In addition, in a program established in 2000, employees voluntarily contributed more than $186,000 through paycheck deduction. Over the years, a large number of Popular, Inc. employees have demonstrated their commitment to working actively for the social, economic and educational well-being of Puerto Rico. In 2000, more than 1,200 employees expressed interest in being part of the Banco Popular Foundation Volunteer Program, which will be in operation in 2001. Our employees will work hand in hand with schools; homes for the elderly; shelters for victims of abuse; libraries and other projects that positively impact children and youths; heads of households and the elderly; people who are left behind, homeless, sick - in essence, those who search for a better life.

During the year 2000, the Foundation awarded more than 36 new grants, ranging from helping to fund the Nueva Escuela Juan Ponce de Leon, the only public elementary Montessori school for children with special needs, to a voluntary service learning pilot for university students to get them involved in their communities while studying. Another major project included contributions to the Jane Stern Dorado Community Library.

The 2000 musical production was titled Guitarra Mia: A Tribute to Jose Feliciano. In his honor, the Foundation is renovating a music room at the Instituto Loaiza Cordero, a school for visually impaired students. In the United States, funds will be donated to the Lighthouse International, an institution that Jose Feliciano attended in his youth.

The Banco Popular Foundation also manages the Rafael Carrion Jr. Scholarship Fund, established in 1992 with the funds accumulated in Carrion Jr.'s profit sharing plan and in his savings account at the employee's cooperative. Over the

                                                Popular, Inc. 2000 Annual Report

                      STRENGTHENING OUR COMMUNITY STRATEGY

past eight years, $995,300 have been awarded in 707 scholarships to children of employees and retirees of Popular, Inc. In addition, the Foundation also established the Rafael Carrion Jr. Scholarship with a contribution of $370,500 for Puerto Rican students studying at The Wharton School at the University of Pennsylvania. Eleven scholarships have been granted since the fund was begun in 1994.

Another type of community involvement for the Foundation is its vigorous program of exhibitions at the Rafael Carrion Pacheco Exhibition Hall in the former
Banco Popular headquarters in Old San Juan. In the last decade, 14 exhibitions have been presented that have enriched the cultural life of the island and deepened the debate on subjects of community interest. The most recent, Acanga, 100 Years of Puerto Rican Music, attracted more than 14,000 people in its first six months.

BANCO POPULAR DE PUERTO RICO, the Corporation's main subsidiary, also continues with a strong donations and sponsorship program. During the year 2000, approximately $1.4 million were donated to more than 200 non-profit organizations. Of the donations, 82% were for civic and community activities. Among the most significant contributions are the sponsorship of the Raul
Julia Theater at the new Puerto Rico Museum of Art; the renovation of Teatro Oliver in Arecibo; Neighborhood Revitalization Initiatives in Caguas, Ponce and San Juan; Sacred Heart University and the Federal Reserve Board's joint economics program for high school students; and the Puerto Rico Community Foundation.

In the continental United States, several organizations in the communities we serve received financial contributions from Banco Popular North America.

Through the Foundation and other programs, Popular, Inc. maintains its strong commitment to involve ourselves actively and effectively in the development of the community in which we operate to promote the highest values and a passion for excellence, focused mainly on our youth.

The guiding spirit in awarding these and future grants is to promote excellence in our relationship with the community. We will seek the participation and commitment of others who also share our vision and passion for excellence in the coming years.

                                    [PHOTO]

SENIOR MANAGEMENT COUNCIL

[PHOTO]                             [PHOTO]                             [PHOTO]
RICHARD L. CARRION                  DAVID H. CHAFEY JR.                 JORGE A. JUNQUERA
Chairman, President                 Senior Executive Vice President     Senior Executive Vice President
Chief Executive Officer             Retail Banking                      Chief Financial Officer

[PHOTO]                             [PHOTO]                             [PHOTO]                             [PHOTO]
MARIA ISABEL BURCKHART              ROBERTO R. HERENCIA                 LARRY B. KESLER                     TERE LOUBRIEL
Executive Vice President            Executive Vice President            Executive Vice President            Executive Vice President
Administration                      North America                       Retail Credit                       Human Resources

[PHOTO]                             [PHOTO]                             [PHOTO]                             [PHOTO]
HUMBERTO MARTIN                     EMILIO E. PINERO FERRER, ESQ.       BRUNILDA SANTOS DE ALVAREZ,ESQ.     CARLOS J. VAZQUEZ
Executive Vice President            Executive Vice President            Executive Vice President            Executive Vice President
Operations                          Commercial Banking                  Legal                               Risk Management

                                                Popular, Inc. 2000 Annual Report

MANAGEMENT GROUP POPULAR, INC.

PUERTO RICO                     COMMERCIAL BANKING GROUP              OPERATIONS GROUP                UNITED STATES
                                Emilio E. Pinero Ferrer, Esq.         Humberto Martin
BANCO POPULAR DE                                                                                      BANCO POPULAR
PUERTO RICO                       Arnaldo Soto Couto                    Luis O. Abreu                 NORTH AMERICA, INC.
Richard L. Carrion                Construction Loans                    Operational Financial         Richard L. Carrion
Chairman                                                                 Support                      Chairman
President                         Cynthia Toro
Chief Executive Officer           Business Banking                      Segundo Bernier
                                                                        Operations                    Jorge A. Junquera
RETAIL BANKING GROUP              Ricardo Toro                                                        President
David H. Chafey Jr.               Corporate Banking                     Victor V. Echevarria
                                                                        Information Technology        Roberto R. Herencia
  Jorge Biaggi                  FINANCIAL MANAGEMENT GROUP                                            Chief Operating Officer
  Hato Rey Region               Jorge A. Junquera                       Otto Rosario
                                                                        Transaction Processing          Orlando Berges
  Francisco Cestero               Richard Barrios                                                       Finance and
  Ponce Region                    Investments and Treasury              Hector Torres                    Administration
                                                                        Security
  Felix Leon                      Luis R. Cintron, Esq.                                                 L. Gene Beube
  Eastern Region                  Trust                               RISK MANAGEMENT GROUP             Risk Management
                                                                      Carlos J. Vazquez
  Carlos J. Mangual               Amilcar L. Jordan, Esq.                                               Manuel Chinea
  Caguas Region                   Comptroller                           Jesus Aldarondo                 Marketing and Product
                                                                        Operational Risk                 Development
  Wilbert Medina                  Ivan Pagan                             Management
  Arecibo/Manati Region           Acquisitions and Corporate                                            Victor Perez
                                   Investments                          Ana Carmen Alemany              Operations
  Maritza Mendez                                                        Credit Risk Management
  Rio Piedras Region            ADMINISTRATION GROUP                                                    Jose Riera
                                Maria Isabel Burckhart                  Maria de Lourdes Jimenez        Popular Cash Express
  Miguel Ripoll                                                         Corporate Compliance
  San Juan Region                 Ginoris Lopez-Lay                                                     Donald R. Simanoff
                                  Strategic Planning                    Jose A. Mendez                  Consumer Lending
  Carlos Rodriguez                 and Marketing                        General Auditor
  Western Region                                                                                        Vernon V. Aguirre
                                  Lourdes Perez Diaz                  Other Subsidiaries                California Region
  Eli Sepulveda Jr.               Public Relations and                POPULAR MORTGAGE, INC.
  Bayamon Region                   Communications                     Silvio Lopez                      Mercedes F. McCall
                                                                                                        Florida Region
  Juan Guerrero                   Luz M. Tous de Torres               POPULAR LEASING & RENTAL, INC.
  Financial and Investment        Corporate Real Estate               Andres Morrell                    William Sperling
   Services                                                                                             Illinois Region
                                HUMAN RESOURCES GROUP                 POPULAR FINANCE, INC.
  Nestor O. Rivera              Tere Loubriel                         Edgardo Novoa                     Jose A. Torres
  Retail Banking                                                                                        New York/New Jersey
                                  Tere Loubriel                       POPULAR SECURITIES, INC.           Region
  Lizzie Rosso                    Human Resources                     Kenneth W. McGrath
  Alternative Delivery                                                                                  Javier Ubarri
   Channels                     LEGAL GROUP                           GM GROUP, INC.                    Texas Region
                                Brunilda Santos de Alvarez,           Julio J. Pascual
RETAIL CREDIT GROUP               Esq.                                                                Other Subsidiaries
Larry B. Kesler                                                         ATH DOMINICANA                BANCO POPULAR,
                                  Eduardo J. Negron, Esq.               Miguel Gil-Mejia              NATIONAL ASSOCIATION
  Linda C. Colon                  Legal Division                                                      Jorge A. Junquera
  Individual Lending                                                    ATH COSTA RICA
                                                                        Luis Diego Escalante          EQUITY ONE, INC.
  Raul Colon                                                                                          C.E. (Bill) Williams
  Mortgage Servicing                                                  POPULAR INSURANCE, INC.
                                                                      Ramon D. Lloveras, Esq.         POPULAR CASH EXPRESS, INC.
  Valentino I. McBean                                                   (Interim)                     Gary Gagerman
  Virgin Islands Region
                                                                                                      POPULAR LEASING, U.S.A.
                                                                                                      Bruce D. Horton

                                                Popular, Inc. 2000 Annual Report

BOARDS OF DIRECTORS

POPULAR, INC.                      Samuel T. Cespedes, Esq.      Maria Luisa Ferre                 BANCO POPULAR
Richard L. Carrion                 Secretary                     Executive Vice President          NORTH AMERICA
Chairman of the Board              Board of Directors            Grupo Ferre Rangel                Richard L. Carrion
President                                                                                          Chairman of the Board
Chief Executive Officer            Brunilda Santos de            Hector R. Gonzalez
                                    Alvarez, Esq.                President
                                   Assistant Secretary           Chief Executive Officer           Jorge A. Junquera
Antonio Luis Ferre                 Board of Directors            Ventek Group, Inc.                President
Vice Chairman of the Board                                                                         Banco Popular North America
Chairman                           Eduardo J. Negron, Esq.       Manuel Morales Jr.
El Nuevo Dia                       Assistant Secretary           President                         Roberto R. Herencia
                                   Board of Directors            Parkview Realty, Inc.             Chief Operating Officer
                                                                                                   Banco Popular North America
Juan J. Bermudez                   Ernesto N. Mayoral, Esq.      Alberto M. Paracchini
Partner                            Assistant Secretary           Private Investor                  Francisco M. Rexach Jr.
Bermudez & Longo, S.E.             Board of Directors                                              President
                                                                 Francisco M. Rexach Jr.           Capital Assets, Inc.
Francisco J. Carreras                                            President
Educator                         BANCO POPULAR                   Capital Assets, Inc.              Richard N. Speer Jr.
Executive Director               DE PUERTO RICO                                                    President
Fundacion Angel Ramos, Inc.      Richard L. Carrion              J. Adalberto Roig Jr.             Speer & Associates, Inc.
                                 Chairman of the Board           Chairman
David H. Chafey Jr.              President                       Antonio Roig Sucesores, Inc.      Alfonso F. Ballester
Senior Executive Vice President  Chief Executive Officer                                           President
Popular, Inc.                                                    Felix J. Serralles Jr.            Ballester Hermanos, Inc.
                                                                 President
Hector R. Gonzalez               Alfonso F. Ballester            Chief Executive Officer           Felix J. Serralles Jr.
President                        Vice Chairman of the Board      Destileria Serralles, Inc.        President
Chief Executive Officer          President                                                         Chief Executive Officer
Ventek Group, Inc.               Ballester Hermanos, Inc.        Julio E. Vizcarrondo Jr.          Destileria Serralles, Inc.
                                                                 President
Jorge A. Junquera                                                Chief Executive Officer           Julio E. Vizcarrondo Jr.
Senior Executive Vice President  Juan A. Albors Hernandez        Desarrollos Metropolitanos, S.E.  President
Popular, Inc.                    Chairman, President                                               Chief Executive Officer
                                 Chief Executive Officer           Samuel T. Cespedes, Esq.        Desarrollos Metropolitanos, S.E.
Manuel Morales Jr.               Albors Development Corp.          Secretary
President                                                          Board of Directors               Brunilda Santos de Alvarez, Esq.
Parkview Realty, Inc.            Salustiano Alvarez Mendez                                          Secretary
                                 President                         Brunilda Santos de Alvarez, Esq. Board of Directors
Alberto M. Paracchini            Mendez & Company, Inc.            Assistant Secretary
Private Investor                                                   Board of Directors               Eduardo J. Negron, Esq.
                                 Jose A. Bechara Bravo                                              Assistant Secretary
Francisco M. Rexach Jr.          President                         Eduardo J. Negron, Esq.          Board of Directors
President                        Empresas Bechara Inc.             Assistant Secretary
Capital Assets, Inc.                                               Board of Directors
                                 Juan J. Bermudez
Felix J. Serralles Jr.           Partner                           Ernesto N. Mayoral, Esq.
President                        Bermudez & Longo, S.E.            Assistant Secretary
Chief Executive Officer                                            Board of Directors
Destileria Serralles, Inc.       Francisco J. Carreras
                                 Educator
Julio E. Vizcarrondo Jr.         Executive Director
President                        Fundacion Angel Ramos, Inc.
Chief Executive Officer
Desarrollos Metropolitanos, S.E. Jose B. Carrion Jr.
                                 Chairman and President
                                 (Retired)
                                 Barros & Carrion, Inc.

                                 David H. Chafey Jr.
                                 Senior Executive Vice President
                                 Banco Popular de Puerto Rico

STOCKHOLDERS' INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS
PricewaterhouseCoopers

ANNUAL MEETING

The 2001 Annual Stockholders' Meeting of Popular,
Inc. will be held on Monday, April 23, at 10:30 a.m.
at Centro Europa Building in San Juan, Puerto Rico.

Telephone: (787) 765-9800 ext. 5637, 5527
Fax: (787) 763-5972
E-mail: popular-stck-transfer@bppr.com

ADDITIONAL INFORMATION
Copies of the Annual Report to the Securities and Exchange Commission on Form 10-K and any other financial information may be obtained by writing to:

Amilcar L. Jordan
Senior Vice President
Banco Popular de Puerto Rico
PO Box 362708
San Juan, PR 00936-2708









Design:
BD&E Inc., Pittsburgh, Pennsylvania

Photography: Ric Evans
Portrait Photography: Tony Vera

Printing:
Hoechstetter Printing Company
Bowne of Atlanta, Inc.

P.O. BOX 362708

SAN JUAN

PUERTO RICO

00936-2708

FINANCIAL REVIEW AND SUPPLEMENTARY INFORMATION

Management's Discussion and Analysis of
Financial Condition and Results of Operations                  F-2

Statistical Summaries                                         F-24

Financial Statements

Report of Independent Accountants                             F-29

Consolidated Statements of Condition
as of December 31, 2000 and 1999                              F-30

Consolidated Statements of Income
for the years ended December 31, 2000,
1999 and 1998                                                 F-31

Consolidated Statements of Cash Flows
for the years ended December 31, 2000,
1999 and 1998                                                 F-32

Consolidated Statements of Changes in
Stockholders' Equity for the years ended
December 31, 2000, 1999 and 1998                              F-33

Consolidated Statements of Comprehensive
Income for the years ended December 31, 2000,
1999 and 1998                                                 F-34

Notes to Consolidated Financial Statements                    F-35

Management's Discussion and Analysis of Financial Condition and Results of Operations


This financial discussion contains an analysis of the consolidated financial position and financial performance of Popular, Inc. and its subsidiaries (the Corporation) and should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. The Corporation is a bank holding company, which offers a wide range of products and services through its subsidiaries and is engaged in the following businesses:

   -  Commercial Banking - Banco Popular de Puerto Rico (BPPR),
      Banco Popular North America (BPNA), and Banco Popular,
      National Association (BP, NA)

   - Lease Financing - Popular Leasing and Rental, Inc. and Popular Leasing, U.S.A.

   - Consumer and Mortgage Banking - Popular Mortgage, Inc., Equity One, Inc., Popular Finance, Inc. and Newco Mortgage Holding
      Corporation (d/b/a Levitt Mortgage)

   -  Broker/Dealer - Popular Securities, Inc.

   - Processing and Information Technology Services and Products - GM Group, ATH Costa Rica and CreST, S.A.

   -  Retail Financial Services - Popular Cash Express, Inc.

   -  Insurance Agency - Popular Insurance, Inc.

OVERVIEW

During the second half of 2000, the U.S. economy has slowed dramatically. The effect of higher interest rates and energy prices lowered consumer spending by the end of the year. The NASDAQ reflected its worst performance since its inception in 1971 and the Dow Jones Industrial Average and the Standard & Poor's 500 showed declines. By the end of 2000, the Federal Reserve changed its bias to an easing one due to increasing recession risks, which resulted in lowering the fed funds rate by 100 basis points during January 2001 to 5.5%.

      The Corporation began 2000 with the acquisition of CreST, S.A., a card processor and point-of-sale (POS) provider in Costa Rica. On April 6, 2000, BPNA announced its strategic alliance with Cendant Mortgage, a division of Cendant Corporation, in order to expand the mortgage services to the Hispanic markets within the United States. Cendant Mortgage, a leader in the mortgage banking business in the U.S., is currently processing and servicing loans on a private label basis through BPNA's retail sales staff and telemarketing group. In addition, the alliance calls for the origination of loans by BPNA through Cendant Corporation's real estate brands: Century 21, Coldwell Banker, and ERA.

      During the second quarter of 2000, the Corporation continued its business expansion in Puerto Rico with the acquisition of Centro Finance, a small consumer loan company, with nine offices and a loan portfolio of approximately $23 million at date of acquisition. The operations of Centro Finance became part of Popular Finance. Also, Popular North America acquired Aurora National Bank, which operated two branches in Illinois with approximately $111 million in deposits and $81 million in loans at date of acquisition. This financial institution was later merged into BPNA.

      Continuing with the Corporation's objective of providing more services to our customers and participating in the competitive insurance business, on July 1, 2000, Popular, Inc. created Banco Popular, National Association, a national bank in Orlando, Florida that oversees the operations of Popular Insurance, Inc.; formerly R&B Insurance Agency.

      On August 24, 2000, as part of a merger agreement between Banco Fiduciario
(BF) and another financial institution in the Dominican Republic, the Corporation sold its ownership in BF. The Corporation retained an option to acquire a minority interest in the resulting new financial institution. In addition, effective August 21, 2000, the Corporation sold its credit card operations in the United States to Metris Companies, Inc. The signed agreement enables the Corporation to continue offering credit cards, particularly in the Hispanic market. The Corporation earns a fee, while Metris retains the portfolio and any resulting credit risk.

Table A

Components of Net Income as a Percentage of Average Total Assets

                                                                             For the Year
                                                    ----------------------------------------------------------------
                                                    2000           1999           1998           1997           1996
                                                    ----           ----           ----           ----           ----
Net interest income                                 3.70%          4.01%          4.27%          4.26%          4.18%
Provision for loan losses                          (0.73)         (0.63)         (0.67)         (0.60)         (0.55)
Securities and trading gains                        0.05             --           0.06           0.03           0.02
Other income                                        1.70           1.57           1.36           1.31           1.24
                                                    ----           ----           ----           ----           ----
                                                    4.72           4.95           5.02           5.00           4.89
Operating expenses                                 (3.30)         (3.52)         (3.52)         (3.46)         (3.32)
                                                    ----           ----           ----           ----           ----
Net income before tax and minority interest         1.42           1.43           1.50           1.54           1.57
Income tax                                         (0.38)         (0.36)         (0.36)         (0.40)         (0.43)
Net loss of minority interest                         --           0.01             --             --             --
                                                    ----           ----           ----           ----           ----
Net income                                          1.04%          1.08%          1.14%          1.14%          1.14%
                                                    ====           ====           ====           ====           ====

Table B

Changes in Net Income and Earnings per Common Share

                                                        2000                        1999                           1998
                                              ------------------------------------------------------------------------------------
(In thousands, except per common share amounts) DOLLARS      PER SHARE       Dollars      Per share        Dollars       Per share
                                              ------------------------------------------------------------------------------------
Net income applicable to common stock
  for prior year                              $ 249,208       $ 1.84        $ 223,998        $1.65        $ 201,215        $1.50
Increase (decrease) from changes in:
  Other operating income                         77,807         0.57           95,200         0.70           37,264         0.28
  Net interest income                            29,023         0.21           80,726         0.60           89,057         0.66
  Gain on sale of investment securities          10,563         0.08           (8,295)       (0.06)           6,665         0.05
  Trading account profit (loss)                   3,812         0.03           (5,235)       (0.04)            (281)          --
  Net loss of minority interest                  (1,302)       (0.01)           2,126         0.02              328           --
  Income tax                                    (15,677)       (0.12)         (10,449)       (0.08)            (210)          --
  Operating expenses                            (39,989)       (0.29)        (117,128)       (0.86)         (83,434)       (0.62)
  Provision for loan losses                     (45,692)       (0.34)         (11,735)       (0.09)         (26,606)       (0.20)
                                              ---------       ------        ---------        -----        ---------        -----
Subtotal                                        267,753         1.97          249,208         1.84          223,998         1.67
Change in average common shares(*)                   --           --               --           --               --        (0.02)
                                              ---------       ------        ---------        -----        ---------        -----
Net income applicable to common stock         $ 267,753       $ 1.97        $ 249,208        $1.84        $ 223,998        $1.65
                                              =========       ======        =========        =====        =========        =====

(*) Reflects the effect of the issuance of shares of common stock for the acquisitions completed, net of the shares repurchased, plus the shares issued through the Dividend Reinvestment Plan in the years presented. The average common shares outstanding for the years presented above were 135,907,476 for 2000, 135,585,634 for 1999, and 135,532,086 for 1998.

      The Corporation's net income for 2000 amounted to $276.1 million, an increase of $18.5 million or 7.2% over the net income of $257.6 million in 1999. Earnings per common share (EPS) for the year were $1.97 or 7.1% higher than the $1.84 in 1999. The Corporation's return on assets (ROA) for 2000 was 1.04% compared with 1.08% in 1999, while the return on common equity (ROE) was 15.0% in 2000 compared with 15.45% in 1999. Table A presents a five-year summary of the components of net income as a percentage of average assets. At December 31, 2000 the market value and book value per share of the Corporation's common stock was $26.31 and $13.92, respectively compared with $27.94 and $11.51 at the same date in 1999.

      Most of the acquisitions completed in the past years involved the payment of a premium, which is being amortized over periods ranging from 4 to 15 years. Cash-based earnings, net income adjusted for the impact of such amortization, may be more indicative of the Corporation's ability to generate income. This method of presentation is not in accordance with generally accepted accounting principles and is included here for illustrative purposes only.


Cash-based earnings            2000               1999          Change %
(Dollars in thousands)      ---------          ---------        --------
Net income                  $ 276,103          $ 257,558          7.2%
Add: Amortization
  of intangibles               34,558             31,788          8.7
Less: Tax effect               (1,689)            (1,537)         9.9
                            ---------          ---------          ---
Cash-based earnings         $ 308,972          $ 287,809          7.4%
                            =========          =========          ===

      Further discussion of operating results and the Corporation's financial condition is presented in the following narrative and tables. In addition, Table C provides selected financial data for the past 10 years.

      This report contains certain forward-looking statements with respect to the adequacy of the allowance for loan losses, the Corporation's market risk and the effect of legal proceedings on the Corporation's financial condition and results of operations. These forward-looking statements involve certain risks, uncertainties, estimates and assumptions by management. Various factors could cause actual results to differ from those contemplated by such forward-looking statements.

EARNINGS ANALYSIS

Net Interest Income

Net interest income is the main source of earnings of Popular, Inc. It represents the difference or spread between interest and fee income generated by the Corporation's earnings assets over the interest

Table C

Selected Financial Data

(In thousands, except per share data)                                  2000                  1999                    1998
                                                                   ------------          -------------           ------------
CONDENSED INCOME STATEMENTS
  Interest income                                                  $  2,150,157          $   1,851,670           $  1,651,703
  Interest expense                                                    1,167,396                897,932                778,691
                                                                   ------------          -------------           ------------
  Net interest income                                                   982,761                953,738                873,012
                                                                   ------------          -------------           ------------
  Securities and trading gains (losses)                                  13,431                   (944)                12,586
  Operating income                                                      451,667                373,860                278,660
  Operating expenses                                                    877,471                837,482                720,354
  Provision for loan losses                                             194,640                148,948                137,213
  Net loss of minority interest                                           1,152                  2,454                    328
  Income tax                                                            100,797                 85,120                 74,671
  Dividends on preferred stock of BPPR                                       --                     --                     --
  Cumulative effect of accounting changes                                    --                     --                     --
                                                                   ------------          -------------           ------------
      Net income                                                   $    276,103          $     257,558           $    232,348
                                                                   ============          =============           ============
      Net income applicable to common stock                        $    267,753          $     249,208           $    223,998
                                                                   ============          =============           ============
PER COMMON SHARE DATA(*)
  Net income (basic and diluted)                                   $       1.97          $        1.84           $       1.65
  Dividends declared                                                       0.64                   0.60                   0.50
  Book value                                                              13.92                  11.51                  11.86
  Market price                                                            26.31                  27.94                  34.00
  Outstanding shares:
    Average                                                         135,907,476            135,585,634            135,532,086
    End of period                                                   135,998,617            135,654,292            135,637,327
AVERAGE BALANCES
  Net loans (**)                                                   $ 15,801,887          $  13,901,290           $ 11,930,621
  Earning assets                                                     24,893,366             22,244,959             19,261,949
  Total assets                                                       26,569,755             23,806,372             20,432,382
  Deposits                                                           14,508,482             13,791,338             12,270,101
  Subordinated notes                                                    125,000                125,000                125,000
  Preferred beneficial interest in Popular North America's
    junior subordinated deferrable interest debentures
    guaranteed by the Corporation                                       150,000                150,000                150,000
  Total stockholders' equity                                          1,884,525              1,712,792              1,553,258
PERIOD END BALANCES
  Net loans (**)                                                   $ 16,057,085          $  14,907,754           $ 13,078,795
  Allowance for loan losses                                             290,653                292,010                267,249
  Earning assets                                                     26,339,431             23,754,620             21,591,950
  Total assets                                                       28,057,051             25,460,539             23,160,357
  Deposits                                                           14,804,907             14,173,715             13,672,214
  Subordinated notes                                                    125,000                125,000                125,000
  Preferred beneficial interest in Popular North America's
     junior subordinated deferrable interest debentures
    guaranteed by the Corporation                                       150,000                150,000                150,000
  Total stockholders' equity                                          1,993,644              1,660,986              1,709,113
SELECTED RATIOS
  Net interest yield (taxable equivalent basis)                            4.23%                  4.65%                  4.91%
  Return on average total assets                                           1.04                   1.08                   1.14
  Return on average common stockholders' equity                           15.00                  15.45                  15.41
  Dividend payout ratio to common stockholders                            32.47                  31.56                  28.42
  Efficiency ratio                                                        61.57                  63.08                  62.55
  Overhead ratio                                                          41.96                  48.71                  49.15
  Tier I capital to risk-adjusted assets                                  10.44                  10.17                  10.82
  Total capital to risk-adjusted assets                                   12.37                  12.29                  13.14

(*) Per share data is based on the average number of shares outstanding during the periods, except for the book value which is based on total shares at the end of the periods. All per share data has been adjusted to reflect two stock splits effected in the form of a dividend on July 1, 1998 and July 1, 1996.

(**)  Includes loans held-for-sale

                                                      Year ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
    1997               1996               1995              1994               1993               1992              1991
------------      -------------      -------------      ------------       ------------       -------------     -------------

$  1,491,303       $  1,272,853       $  1,105,807       $    887,141       $    772,136       $    740,354       $    794,943
     707,348            591,540            521,624            351,633            280,008            300,135            387,134
------------       ------------       ------------       ------------       ------------       ------------       ------------
     783,955            681,313            584,183            535,508            492,128            440,219            407,809
------------       ------------       ------------       ------------       ------------       ------------       ------------
       6,202              3,202              7,153                451              1,418                625             19,376
     241,396            202,270            166,185            140,852            123,762            123,879            112,398
     636,920            541,919            486,833            447,846            412,276            366,945            345,738
     110,607             88,839             64,558             53,788             72,892             97,633            121,681

      74,461             70,877             59,769             50,043             28,151             14,259              6,793
          --                 --                 --                385                770                770                807
          --                 --                 --                 --              6,185                 --                 --
------------       ------------       ------------       ------------       ------------       ------------       ------------
$    209,565       $    185,150       $    146,361       $    124,749       $    109,404       $     85,116       $     64,564
============       ============       ============       ============       ============       ============       ============
$    201,215       $    176,800       $    138,011       $    120,504       $    109,404       $     85,116       $     64,564
============       ============       ============       ============       ============       ============       ============

$       1.50       $       1.34       $       1.05       $       0.92       $       0.84       $       0.70       $       0.54
        0.40               0.35               0.29               0.25               0.23               0.20               0.20
       10.37               8.80               7.91               6.87               6.38               5.76               5.25
       24.75              16.88               9.69               7.04               7.75               7.57               4.82

 134,036,964        132,044,624        131,632,600        131,192,972        130,804,944        121,845,976        120,142,404
 135,365,408        132,177,012        131,794,544        131,352,512        130,929,692        130,619,456        120,375,408

$ 10,548,207       $  9,210,964       $  8,217,834       $  7,107,746       $  5,700,069       $  5,150,328       $  5,302,189
  17,409,634         15,306,311         13,244,170         11,389,680          9,894,662          8,779,981          8,199,195
  18,419,144         16,301,082         14,118,183         12,225,530         10,683,753          9,528,518          8,944,357
  10,991,557         10,461,796          9,582,151          8,837,226          8,124,885          7,641,123          7,198,187
     125,000            147,951             56,850             56,082             73,967             85,585             94,000

     122,877                 --                 --                 --                 --                 --                 --
   1,370,984          1,193,506          1,070,482            924,869            793,001            668,990            610,641

$ 11,376,607       $  9,779,028       $  8,677,484       $  7,781,329       $  6,346,922       $  5,252,053       $  5,195,557
     211,651            185,574            168,393            153,798            133,437            110,714             94,199
  18,060,998         15,484,454         14,668,195         11,843,806         10,657,994          9,236,024          8,032,556
  19,300,507         16,764,103         15,675,451         12,778,358         11,513,368         10,002,327          8,780,282
  11,749,586         10,763,275          9,876,662          9,012,435          8,522,658          8,038,711          7,207,118
     125,000            125,000            175,000             50,000             62,000             74,000             94,000

     150,000                 --                 --                 --                 --                 --                 --
   1,503,092          1,262,532          1,141,697          1,002,423            834,195            752,119            631,818

        4.84%              4.77%              4.74%              5.06%              5.50%              6.11%              5.97%
        1.14               1.14               1.04               1.02               1.02               0.89               0.72
       15.83              16.17              14.22              13.80              13.80              12.72              10.57
       25.19              24.63              26.21              27.20              25.39              28.33              34.13
       62.12              61.33              64.88              66.21              66.94              65.05              66.46
       49.66              49.38              53.66              57.24              58.34              55.07              52.47
       12.17              11.63              11.91              12.85              12.29              12.88              11.01
       14.56              14.18              14.65              14.25              13.95              14.85              13.35

Table D
Net Interest Income - Taxable Equivalent Basis

                                                     Year ended December 31,
===================================================================================================================================
 (Dollars in millions)                                                                             (In thousands)
                                                                                                                      Variance
      Average Volume            Average Yields                                        Interest                     Attributable to
 2000      1999    Variance  2000    1999  Variance                              2000         1999    Variance     Rate     Volume
-------  -------   -------- -----   -----  --------                           ----------  ----------  --------   --------  --------
$   933  $   681   $  252    6.68%   4.91%   1.77%  Money market investments  $   62,356  $   33,434  $ 28,922   $ 14,565  $ 14,357
  7,945    7,349      596    6.85    6.79    0.06   Investment securities        544,608     499,046    45,562      1,660    43,902
    213      314     (101)   7.33    6.56    0.77   Trading                       15,624      20,584    (4,960)     2,218    (7,178)
-------  -------   ------    ----    ----    ----                             ----------  ----------  --------   --------  --------
  9,091    8,344      747    6.85    6.63    0.22                                622,588     553,064    69,524     18,443    51,081
-------  -------   ------    ----    ----    ----                             ----------  ----------  --------   --------  --------
                                                    Loans:
                                                     Commercial
  7,216    6,378      838    9.66    9.13    0.53     and construction           696,903     582,148   114,755     35,149    79,606
    770      690       80   11.80   12.56   (0.76)   Leasing                      90,906      86,714     4,192     (5,429)    9,621
  4,405    3,605      800    8.27    8.04    0.23    Mortgage                    364,269     289,757    74,512      9,287    65,225
  3,411    3,228      183   13.05   13.06   (0.01)   Consumer                    445,038     421,711    23,327      1,785    21,542
-------  -------   ------   -----   -----    ----                             ----------  ----------  --------   --------  --------
 15,802   13,901    1,901   10.11    9.93    0.18                              1,597,116   1,380,330   216,786     40,792   175,994
-------  -------   ------   -----   -----    ----                             ----------  ----------  --------   --------  --------
$24,893  $22,245   $2,648    8.92%   8.69%   0.23%  TOTAL EARNING ASSETS      $2,219,704  $1,933,394  $286,310   $ 59,235  $227,075
=======  =======   ======   =====   =====    ====                             ==========  ==========  ========   ========  ========
                                                    Interest bearing
                                                      deposits:
$ 1,811  $ 1,746   $   65    3.60%   3.08%   0.52%  NOW and money market      $   65,195  $   53,687  $ 11,508   $  9,144  $  2,364
  4,113    4,132      (19)   2.89    2.91   (0.02)  Savings                      118,823     120,259    (1,436)    (1,612)      176
  5,549    4,874      675    6.22    5.71    0.51   Time deposits                345,355     278,269    67,086     20,224    46,862
-------  -------   ------   -----   -----    ----                             ----------  ----------  --------   --------  --------
 11,473   10,752      721    4.61    4.21    0.40                                529,373     452,215    77,158     27,756    49,402
-------  -------   ------   -----   -----    ----                             ----------  ----------  --------   --------  --------
  7,781    5,993    1,788    6.53    5.30    1.23   Short-term borrowings        508,029     317,646   190,383     81,120   109,263
  1,894    1,833       61    6.87    6.99   (0.12)  Medium and long-term debt    129,994     128,071     1,923     (2,135)    4,058
-------  -------   ------   -----   -----    ----                             ----------  ----------  --------   --------  --------
                                                    TOTAL INTEREST BEARING
 21,148   18,578    2,570    5.52    4.83    0.69    LIABILITIES               1,167,396     897,932   269,464    106,741   162,723

  3,035    3,039       (4)                          Demand deposits
    710      628       82                           Other sources of funds
-------  -------   ------   -----   -----    ----
$24,893  $22,245   $2,648    4.69%   4.04%   0.65%
=======  =======   ======   =====   =====    ====

                             4.23%   4.65%  (0.42%) NET INTEREST MARGIN AND
                            =====   =====    ====    NET INTEREST INCOME       1,052,308   1,035,462    16,846   $(47,506)  $64,352
                                                                                                                 ========   =======
                             3.40%   3.86%  (0.46%) NET INTEREST SPREAD
                            =====   =====    ====
                                                    TAXABLE EQUIVALENT
                                                     ADJUSTMENT                   69,547      81,724   (12,177)
                                                                              ----------  ----------   -------
                                                    NET INTEREST INCOME       $  982,761  $  953,738   $29,023
                                                                              ==========  ==========   =======

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

expense paid on deposits and borrowed funds. It is normally impacted by fluctuations in the volumes and mix of earning assets and interest-bearing liabilities, changes in interest rates and by the repricing characteristics of these assets and liabilities.

   The average key index rates for the years 1998 through 2000, which impacted most financial instruments of the Corporation, were as follows:

                            2000          1999          1998
                            ----          ----          ----
Prime rate                  9.23%         8.00%         8.35%
Fed funds rate              6.26          4.95          5.35
3-month LIBOR               6.54          5.42          5.56
3-month Treasury            5.98          4.76          4.89
2-year Treasury             6.20          5.42          5.12
FNMA 30-year                8.14          7.66          7.11

   As further discussed in the Risk Management section, the Corporation has a comprehensive set of policies and procedures that is utilized to monitor and control the risk associated with the

                                                      Year ended December 31,
===================================================================================================================================
    (Dollars in millions)                                                                           (In thousands)
                                                                                                                       Variance
        Average Volume           Average Yields                                          Interest                  Attributable to

  1999     1998   Variance   1999    1998  Variance                                1999        1998    Variance    Rate      Volume
-------  -------  --------  -----   -----  --------                            ----------  ----------  --------  --------  --------
$   681  $   754   $  (73)   4.91%   4.88%   0.03%   Money market investments  $   33,434  $   36,781  $ (3,347) $   (985) $ (2,362)
  7,349    6,290    1,059    6.79    7.13   (0.34)   Investment securities        499,046     448,426    50,620   (18,929)   69,549
    314      287       27    6.56    6.60   (0.04)   Trading                       20,584      18,943     1,641      (110)    1,751
-------  -------   ------   -----   -----   -----                              ----------  ----------  --------  --------  --------
  8,344    7,331    1,013    6.63    6.88   (0.25)                                553,064     504,150    48,914   (20,024)   68,938
-------  -------   ------   -----   -----   -----                              ----------  ----------  --------  --------  --------
                                                     Loans:
                                                        Commercial
  6,378    5,221    1,157    9.13    9.24   (0.11)       and construction         582,148     482,234    99,914    (5,712)  105,626
    690      628       62   12.56   12.73   (0.17)      Leasing                    86,714      79,929     6,785    (1,100)    7,885
  3,605    3,000      605    8.04    8.57   (0.53)      Mortgage                  289,757     256,902    32,855   (16,590)   49,445
  3,228    3,082      146   13.06   12.97    0.09       Consumer                  421,711     399,784    21,927      (569)   22,496
-------  -------   ------   -----   -----   -----                              ----------  ----------  --------  --------  --------
 13,901   11,931    1,970    9.93   10.22   (0.29)                              1,380,330   1,218,849   161,481   (23,971)  185,452
-------  -------   ------   -----   -----   -----                              ----------  ----------  --------  --------  --------
$22,245  $19,262   $2,983    8.69%   8.95%  (0.26)%  TOTAL EARNING ASSETS      $1,933,394  $1,722,999  $210,395  $(43,995) $254,390
=======  =======   ======   =====   =====   =====                              ==========  ==========  ========  ========  ========
                                                     Interest bearing
                                                       deposits:
$ 1,746  $ 1,460   $  286    3.08%   3.35%  (0.27)%  NOW and money market      $   53,687  $   48,846  $  4,841  $ (3,922)   $8,763
  4,132    3,761      371    2.91    3.06   (0.15)   Savings                      120,259     114,958     5,301    (6,432)   11,733
  4,874    4,437      437    5.71    5.58    0.13    Time deposits                278,269     247,688    30,581    12,989    17,592
-------  -------   ------   -----   -----   -----                              ----------  ----------  --------  --------  --------
 10,752    9,658    1,094    4.21    4.26   (0.05)                                452,215     411,492    40,723     2,635    38,088
-------  -------   ------   -----   -----   -----                              ----------  ----------  --------  --------  --------
  5,993    4,623    1,370    5.30    5.45   (0.15)   Short-term borrowings        317,646     251,724    65,922    (3,932)   69,854
  1,833    1,646      187    6.99    7.01   (0.02)   Medium and long-term debt    128,071     115,475    12,596      (203)   12,799
-------  -------   ------   -----   -----   -----                              ----------  ----------  --------  --------  --------
                                                     TOTAL INTEREST BEARING
 18,578   15,927    2,651    4.83    4.89   (0.06)     LIABILITIES                897,932     778,691   119,241    (1,500)  120,741

  3,039    2,612      427                            Demand deposits
    628      723      (95)                           Other sources of funds
-------  -------   ------   -----   -----   -----
$22,245  $19,262   $2,983    4.04%   4.04%  (0.00)%
=======  =======   ======   =====   =====   =====

                             4.65%   4.91%  (0.26)%  NET INTEREST MARGIN AND
                            =====   =====    ====      NET INTEREST INCOME      1,035,462     944,308    91,154  $(42,495) $133,649
                             3.86%   4.06%  (0.20)%  NET INTEREST SPREAD                                         ========  ========
                            =====   =====    ====
                                                     TAXABLE EQUIVALENT
                                                       ADJUSTMENT                  81,724      71,296    10,428
                                                                               ----------  ----------   -------
                                                                               $  953,738  $  873,012   $80,726
                                                     NET INTEREST INCOME       ==========  ==========   =======


composition and repricing of its earning assets and interest-bearing liabilities and to assist management in maintaining stability in the net interest margin under varying interest rate environments.

         Net interest income for the year ended December 31, 2000 reached $982.8 million, an increase of $29.1 million or 3.0% when compared with $953.7 million reported in 1999. In 1998, net interest income amounted to $873.0 million.

         Table D presents the different components of net interest income segregated by its major categories. It is presented on a taxable equivalent basis, to facilitate the comparison among loans and investment securities whose income is exempt for income tax purposes. The conversion is done using the applicable statutory income tax rates. Non-accrual loans have been included in the respective average loan, and lease balances. Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale.

         The taxable equivalent adjustment amounted to $69.5 million in the year 2000 compared with $81.7 million in 1999 and $71.3 million in 1998. The decline in the adjustment relates to an increase of 69 basis points in the average cost of interest bearing liabilities compared to an increase of six basis points in investment securities, thus increasing significantly the interest expense disallowance required by the Internal Revenue Code of Puerto Rico and reducing the benefit derived from the exempt interest income. The taxable equivalent adjustment rose from 1998 to 1999 mostly due to a higher average volume of exempt investments.

         The increase of $16.8 million in net interest income, on a taxable equivalent basis, was the effect of a favorable variance of $64.3 million due to a higher volume of average earning assets and a negative variance of $47.5 million due to a lower net interest margin.

         Average earning assets increased by $2.6 billion or 11.9% from $22.2 billion in 1999. This increase was primarily attributed to the growth of $1.9 billion or 13.7% in the average loan portfolio. Commercial and mortgage loans accounted for 86.2% of the increase in the average loan balance. The rise resulted from the Corporation's sustained business growth and to a continuous aggressive marketing campaign to attract mortgage loans. The yield on average loans increased by 18 basis points, mainly as a result of the Federal Reserve's tightening policy during mid-1999 and 2000, which affected positively the yield on commercial loans. Although other loan categories were also positively impacted by the hike in rates, due to the fact that approximately 50% of the commercial and construction loan portfolios have floating or adjustable rates, the increase in the yield of commercial loans accounted for almost 59% of the total increase in interest income associated to yields.

         As shown in Table D, the average volume of the investment portfolio and money markets increased by $596 million and $252 million, respectively, from 1999. The growth in investment securities was comprised principally of U.S. agency securities, which are tax exempt in Puerto Rico, partially offset by lower average levels of U.S. Treasury securities. This reduction was mostly attributable to management's focus on the replacement of lower-yielding assets to better position its investment portfolio due to the prevailing interest rate scenarios. The average yield on investment securities, on a taxable equivalent basis, increased to 6.85% from 6.79% reported in 1999, while the average yield on money market investments also increased to 6.68% from 4.91% in 1999, mostly as a result of higher market rates.

         As a result of the increase in the average yield on loans and investment securities, due to the higher interest rate scenario that prevailed during 2000, and the changes in the composition of these portfolios, the average yield on earning assets increased 23 basis points from 8.69% in 1999 to 8.92% in 2000.

         The higher volume of earnings assets was primarily funded by increases of $721 million in interest bearing deposits and $1.8 billion in borrowings. Non-interest-bearing deposits remained stable at $3.0 billion. The rise in interest bearing deposits was principally attributed to higher levels of time deposits. Table L presents a detail of average deposits by category. The average cost of interest bearing deposits increased by 40 basis points from 1999 due to a higher interest rate environment. Average short-term borrowings, comprised of Fed funds, repurchase agreements and commercial paper, rose $1.8 billion or 29.8% since 1999, whereas their average cost increased by 123 basis points reflecting the rise in market rates as stated above.

         Net interest margin is the difference between the average yield obtained on earning assets and the average rate paid for all liabilities used to fund those assets, including both interest and non-interest sources of funds. The net interest margin of the Corporation, on a taxable equivalent basis, declined 42 basis points from 4.65% in 1999 to 4.23% in 2000. This margin was highly impacted by the changes in interest rates imposed by the Federal Reserve during mid-1999 and 2000. Since the Corporation had a liability sensitive structure, its borrowings and deposits repriced at a faster pace than its earning assets, thus resulting in a decrease in the net interest margin in 2000.

         During the last months of 2000 market rates started to stabilize and in January 2001 the Federal Reserve decreased the federal funds rate and discount rate by 100 points to 5.5% and 5.0%, respectively. These actions were taken in light of further weakening of sales and production, and in the context of lower consumer confidence, tight conditions in some segments of financial markets and high-energy prices debilitating household and business purchasing power. In the event interest rates continue to decline in 2001, the Corporation could experience a slightly positive effect in its net interest margin, as the cost of funds should decrease at a more rapid pace than the yield on earning assets.

         As shown in Table D, net interest income, on a taxable equivalent basis, amounted to $1.0 billion in 1999, up $91.2 million, or 9.7%, compared to 1998. This increase was attributable to a higher level of average earning assets in 1999, partially offset by a lower net interest margin. Average earning assets were $22.2 billion, compared with $19.2 billion in 1998, an increase of $3.0 billion or 15.5%. Commercial and mortgage loans, as well as investment securities, were the primary areas of growth in earning assets in 1999. The net interest margin on a taxable equivalent basis for 1999 decreased by 26 basis points when compared to 1998. This variance was the result of a decrease in the yield on average earning assets, primarily due to an environment of lower interest rates as compared with 1998. Also, the cost of short-term financing in the money markets increased substantially during the last few months of 1999. This had an adverse effect on the Corporation's cost of funds primarily during the last quarter of 1999, as money market rates increased more than was expected as a result of a tightening policy by the Fed in November 1999.

Provision for Loan Losses
The provision for loan losses reflects management's assessment of the adequacy of the allowance for loan losses to cover losses inherent in the loan portfolio after taking into account the net charge-offs for the current period and loan impairment. The provision for loan losses was $194.6 million for the year ended December 31, 2000, an increase of $45.7 million, or 30.7%, from $148.9 million recorded in 1999. The provision for loan losses amounted to $137.2 million in 1998. The increase in the provision for loan losses was primarily the result of a rise in the level of charge-offs and non-performing assets, loan growth and the inherent risk in the loan portfolio.

Table E
Non-Interest Income

                                                                        Year ended December 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Five-Year
(Dollars in thousands)                     2000           1999           1998           1997           1996           C.G.R.
----------------------                     ----           ----           ----           ----           ----           ------
Service charges on deposit accounts      $125,519       $118,187       $103,732       $ 94,141       $ 85,846           9.81%
                                         --------       --------       --------       --------       --------          -----
Other service fees:
  Credit card fees and discounts           60,652         49,233         36,038         29,437         23,735          24.02
  Debit card fees                          30,513         22,785         17,702         15,768         10,430          41.26
  Sale and administration of
     investment products                   17,298         17,452         11,890          9,557          5,384          41.97
  Check cashing fees                       14,505         11,999          2,631            414            482
  Mortgage servicing fees, net of
     amortization                          12,561         11,300          9,131          9,129          7,534          16.10
  Trust fees                                9,481          9,928          8,873          6,799          6,174          10.13
  Processing fees                          28,528          8,312
  Insurance fees                           10,423          6,903          8,690          9,537          7,955          12.57
  External payments                         6,319          4,975          3,158          2,204          2,216          20.45
  Other fees                               26,754         26,840         18,462         15,805         13,161           9.43
                                         --------       --------       --------       --------       --------          -----
          Total other service fees        217,034        169,727        116,575         98,650         77,071          26.80
                                         --------       --------       --------       --------       --------          -----
Other income                              109,114         85,946         58,353         48,605         39,353          49.22
                                         --------       --------       --------       --------       --------          -----
          Total                          $451,667       $373,860       $278,660       $241,396       $202,270          21.77%
                                         ========       ========       ========       ========       ========          =====
Non-interest income
  to average assets                          1.70%          1.57%          1.36%          1.31%          1.24%
Non-interest income
  to operating expenses                     51.47          44.64          38.68          37.90          37.32
                                         ========       ========       ========       ========       ========

         The Credit Risk Management and Loan Quality section includes a more detailed analysis of the allowance for loan losses, net charge-offs, and credit quality statistics.

Non-Interest Income
The Corporation through its business expansion strategies continues to emphasize growth in fee revenue with services beyond traditional lending and deposit activities. Non-interest income, excluding securities and trading gains, amounted to $451.7 million in 2000, compared with $373.9 million in 1999, representing an increase of $77.8 million, or 20.8%. This increase was almost twice the increase in operating expenses in 2000 driving the ratio of non-interest income to operating expenses to above 51% for the first time. In 1998, these revenues totaled $278.7 million. The increase during 2000 was driven by a rise of $47.3 million in other service fees, $23.2 million in other operating income and $7.3 million in service charges on deposit accounts. Non-interest income categories compared to the previous four years are presented in Table E. As a percentage of average assets, these revenues represented 1.70%, 1.57% and 1.36% for 2000, 1999 and 1998, respectively. The sustained increase in most categories has helped to consistently improve the ratio of non-interest income to operating expenses from 37.32% in 1996 to 51.47% in 2000.

         Service charges on deposits accounts totaled $125.5 million in 2000, an increase of 6.2% from the $118.2 million reported in 1999. The increase from 1999 was primarily the result of higher activity on commercial accounts, together with new account and transactional charges implemented in commercial and retail deposit accounts. Somewhat tempering the rise in service charges on deposit accounts were lower charges on demand deposit accounts and returned checks. In 1998, these revenues amounted to $103.7 million. Measured as a percentage of average deposits, service charges were 0.87% in 2000, 0.86% in 1999 and 0.85% in 1998.

         Other service fees were $217.0 million an increase of 27.9% from 1999. Most categories exhibited growth in 2000, with strong increases recorded in processing fees, credit card fees and discounts, and debit card fees. Higher processing fees, which rose $20.2 million from 1999, were primarily generated by GM Group, acquired in mid-1999. Credit card fees and discounts grew $11.4 million or 23.2% when compared with 1999. This overall increase was mostly attributed to the implementation in Puerto Rico, early this year, of late payment and cash advance fees on credit cards, and to an increase in customer activity. Debit card fees, consisting principally of interchange income and other fees from debit card and ATM usage, as well as rental income from point-of-sale (POS) terminals increased $7.7 million or 33.9% from the $22.8 million reported in 1999.

Table F
Operating Expenses

                                                                        Year ended December 31,
                                          --------------------------------------------------------------------------------------
                                                                                                                       Five-Year
(Dollars in thousands)                      2000           1999           1998           1997           1996             C.G.R.
                                          --------       --------       --------       --------       --------         ---------

Salaries                                  $306,529       $289,995       $247,590       $211,741       $185,946           12.18%
Pension and other benefits                  68,734         72,820         67,743         69,468         64,609            3.61
Profit sharing                              18,913         23,881         22,067         25,684         22,692           (0.09)
                                          --------       --------       --------       --------       --------           -----
  Total personnel costs                    394,176        386,696        337,400        306,893        273,247            9.62
                                          --------       --------       --------       --------       --------           -----
Equipment expenses                          98,022         88,334         75,302         66,446         57,186           15.42
Net occupancy expense                       67,720         60,814         48,607         39,617         36,899           15.57
Professional fees                           65,889         67,955         58,087         46,767         36,953           18.10
Business promotion                          46,791         45,938         39,376         33,569         26,229           21.32
Communications                              45,689         43,146         36,941         33,325         26,470           14.61
Amortization of intangibles                 34,558         31,788         27,860         22,874         18,054           11.33
Other taxes                                 34,125         33,290         32,191         30,283         23,214           10.33
Printing and supplies                       20,828         20,709         17,604         15,539         11,964           13.48
Other operating expenses:
  Transportation and travel                 10,112         10,426          7,968          7,186          5,852           17.98
  FDIC assessment                            2,846          1,782          1,497          1,499          1,544          (22.62)
  All other                                 56,715         46,604         37,521         32,922         24,307           22.40
                                          --------       --------       --------       --------       --------           -----
      Subtotal                             483,295        450,786        382,954        330,027        268,672           15.24
                                          --------       --------       --------       --------       --------           -----
      Total                               $877,471       $837,482       $720,354       $636,920       $541,919           12.50%
                                          ========       ========       ========       ========       ========           =====
Efficiency ratio                             61.57%         63.08%         62.55%         62.12%         61.33%
Personnel costs to average assets             1.48           1.62           1.65           1.67           1.68
Operating expenses to average assets          3.30           3.52           3.53           3.46           3.32
Assets per employee (in millions)         $   2.63       $   2.21       $   2.20       $   2.18      $    2.10
                                          ========       ========       ========       ========      =========

Average debit card monthly transactions increased to 6,085,000 as of December 31, 2000, from 5,155,000 a year earlier. The number of POS terminals installed increased 16.4% to 25,788 in December 31, 2000.

         Insurance fees totaled $10.4 million for the year 2000, an increase of $3.5 million from 1999, most of which was related to commission income generated by Popular Insurance, incorporated in midyear 2000. Also contributing to the growth in other service fees from 1999 were higher check cashing fees by $2.5 million. This rise was mostly attributed to the expansion of the Corporation's retail financial services subsidiary in the United States, which added 30 new branches during the year to its existing network of stores and mobile units.

         Other income in 2000 amounted to $109.1 million, representing an increase of $23.2 million, or 27.0%, from 1999. Other income increased mostly as the result of higher gains in the sale of loans and loans held for sale by approximately $4.8 million and to other revenues derived by GM Group, mainly associated with consulting services for new technology, sale of equipment and other engineering services. Also, contributing to the rise were the $8.8 million pretax gain realized on the sale of the credit card operations in the U.S. mainland and the $0.5 million gain on the sale of the Corporation's ownership interest in BF. Also, included in other income are higher fees generated by the Corporation's investment in Telecomunicaciones de Puerto Rico, Inc. (TELPRI) of $3.6 million.

         As shown in Table E, in 1999, non-interest income, excluding securities and trading gains, increased $95.2 million or 34.2% from the $278.7 million reported in 1998. Service charges on deposit accounts grew $14.5 million or 13.9% over the amount reported in 1998, mostly as a result of higher volume of deposits due to the Corporation's growth and expansion and the offering of new deposit accounts. Also, the growth was related to increases in the volume of transactions with commercial accounts and revisions to the fee structure. Other service fees increased $53.2 million or 45.6% from 1998. Higher credit card fees and discounts led the rise, reflecting a higher portfolio level, increased fees and higher customer activity. Also, contributing to the growth from 1998 were higher check cashing fees driven by the expansion of the Corporation's retail financial subsidiary in the United States, higher processing fees associated to fees generated by GM Group and higher debit card fees from electronic transactions. In addition, fees related to the sale and administration of investment products reflected growth mostly associated to the issuance of various mutual funds during the year. These rises were partially offset by lower credit life insurance fees. Other income, including gain on sale of loans and loans held for sale, rose $27.6 million or 47.3% from 1998, partly due to fees resulting from the Corporation's investment in TELPRI and the acquisition of GM Group in 1999, and higher gains on the sale of mortgage and SBA loans.

Securities and Trading Gains/Losses

During 2000, the Corporation sold $819 million in investment securities available-for-sale. Gain on sale of securities amounted to $11.2 million, an increase of $10.6 million, compared with $0.6 million at the end of 1999. A $13.4 million gain was recognized in 2000 when the Corporation exercised its conversion right to exchange its investment in preferred stock of a financial corporation in Puerto Rico for common stock of the same entity. This gain was partially offset by net losses generated upon the sale of low-yielding securities. In 1999, $168 million in the investment securities available-for-sale were sold for a net gain of $0.6 million, compared with $923 million and $8.9 million, respectively, in 1998. Trading account activities for the year ended December 31, 2000, resulted in profits of $2.2 million compared with losses of $1.6 million in 1999 and profits of $3.7 million in 1998.

Operating Expenses

The Corporation's operating expenses for 2000 totaled $877.5 million, an increase of $40.0 million or 4.8%, compared to 1999. As a percentage of average assets, operating expenses decreased to 3.30% in 2000, compared with 3.52% in 1999 and 3.53% in 1998. The Corporation's efficiency ratio declined from 63.08% in 1999 to 61.57% in 2000. The decrease reflects both improved expense management and increased revenues for the year. Table F presents a detail of operating expenses and various related ratios for the last five years.

         Personnel costs, the largest category of operating expenses, increased $7.5 million or 1.9%, over the amounts reported in prior year. The rise in personnel costs was led by a $16.5 million increase in salary expenses, which resulted mostly from annual merit increases and business expansion. Pension and other employee benefits, including profit sharing, amounted to $87.6 million for the year ended December 31, 2000, a decrease of $9.1 million or 9.4% from 1999. This decline was mostly attributed to lower pension and post-retirement benefit expenses and to a decrease in the profit sharing expense resulting from lower profitability ratios. There were 10,651 full-time equivalent employees (FTE's) at December 31, 2000, compared with 11,501 in 1999, representing a decrease of 850 employees. This reduction in headcount was mostly attributed to employees of Banco Fiduciario and the credit card operations in the U.S. These operations had approximately 766 and 121 FTE's, respectively, as of the end of 1999. The ratio of assets per employee rose to $2.63 million in 2000 from $2.21 million in 1999, while personnel costs as a percentage of average assets decreased to 1.48% from 1.62% in 1999.

         Operating expenses, excluding personnel costs, totaled $483.3 million for the year ended December 31, 2000, an increase of $32.5 million or 7.2%, when compared with $450.8 million in 1999. Equipment and communication expenses grew a combined $12.2 million or 9.3% in 2000. The increase is partly attributed to the acquisition of GM Group in the second half of 1999 and higher expenses related to the depreciation of new equipment acquired throughout 1999 as part of the Y2K plan. Also, the rise is associated with the enhancement of the Corporation's electronic delivery capabilities, including its ATM's and POS networks, and the launching in the Internet of a redesigned web site that includes online banking services. Net occupancy expenses rose $6.9 million or 11.4% from 1999, largely reflecting increased depreciation and operating costs associated with the Corporation's growth and continued business expansion. Other operating expenses, which consist primarily of sundry losses, travelling expenses, interchange and processing expenses related to debit and credit cards, and FDIC assessments, among others, increased $10.9 million or 18.5% from 1999. Higher sundry losses, FDIC assessments, expenses related to foreclosed properties and higher interchange and processing expenses on credit and debit cards were the principal factors for the increase in other operating expenses. The amortization of intangibles also reflected an increase of $2.8 million related to premiums paid on the operations acquired during 2000 and the latter part of 1999. Partially offsetting these increases were lower professional fees, which decreased by $2.1 million or 3.0% from 1999.

         In 1999, personnel costs amounted to $386.7 million. The increase of $49.3 million from 1998 to 1999, was mostly reflected in salaries, mainly due to increased employment levels, annual merit increases, incentive compensation and additional personnel hired for the Y2K project. Fringe benefits also rose mostly due to higher post-retirement health benefits, medical plan costs, and profit sharing expenses. These rises were partially offset by a decline in pension costs. Other operating expenses in 1999 were $450.8 million compared with $383.0 million in 1998. Almost all categories of operating expenses reflected rises. These increases were mostly to support the growth of the Corporation's business activity, geographical expansion and the impact of the operations acquired. These included occupancy expenses, equipment expenses, marketing efforts, consulting and technical support fees, and travelling costs, among others.

Income Tax Expense

Income tax expense for the year ended December 31,2000, was $100.8 million compared with $85.1 million in 1999. The increase in 2000 was primarily due to higher pretax earnings for the current year and lower benefits from net tax-exempt interest income.

         The effective tax rate increased to 26.8% in 2000, from 25.0% in 1999 and 24.3% in 1998, mostly as a result of higher taxable income at the U.S. banking operations, associated to the gain on the sale of the credit card operations. This income is subject to a higher tax rate, which includes federal and state taxes. In addition, the disallowance of interest expense attributed to tax-exempt investments in Puerto Rico increased due to the higher cost of funds. The difference between the effective tax rates and the maximum statutory tax rate for the Corporation, which is 39%, is primarily due to the interest income earned on certain investments and loans which is exempt from income tax, net of the disallowance of related expenses.

         In 1998, income tax expense was $74.7 million and rose $10.4 million or 14.0% in 1999. The increase in 1999 was primarily due to higher pretax earnings and a lower reversal of $1.7 million of a valuation allowance related to a deferred tax asset that became realizable in 1999 as compared with $4.0 million realized in 1998. This increase was partially offset by higher benefits resulting from higher net tax-exempt interest income.

         Please refer to Note 25 to the consolidated financial statements for additional information on income taxes.

Fourth Quarter Results

Net income reached $75.5 million or $0.54 per common share for the quarter ended December 31, 2000, compared with $65.7 million or $0.47 per common share for the same quarter in 1999. The results for the fourth quarter of 2000 represented an annualized return on assets of 1.09% and a return on common equity of 15.72%, compared with 1.05% and 15.06%, respectively, for the same period in 1999.

         The Corporation's results of operations for the quarter ended December 31, 2000 reflected increases of $5.9 million in net interest income and $17.5 million in other revenues, when compared with the same quarter in 1999. Operating expenses reflected a reduction of $5.0 million compared with the same quarter in 1999. These favorable variances were partially offset by increases of $11.2 million in income taxes and $6.8 million in the provision for loan losses.

         The growth in net interest income over the fourth quarter of 1999 was primarily due to an increase of $2.9 billion in average earning assets driven principally by a $1.6 billion increase in the average loan portfolio, mainly commercial and mortgage loans. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits. The net interest yield on a taxable equivalent basis for the quarter ended December 31, 2000, was 4.06%, compared with 4.55% for the fourth quarter of 1999. The reduction in the net interest yield resulted from an increase of 60 basis points in the average cost of interest bearing liabilities, mostly as a result of a higher interest rate scenario and a higher proportion of short-term borrowings, partially offset by an increase of seven basis points in the average yield on earning assets.

         The provision for loan losses was $46.2 million, up $6.8 million or 17.2% from $39.4 million in the fourth quarter of 1999. The increase reflects the growth in the loan portfolio, and a rise in non-performing assets and net charge-offs. Net charge-offs were $50.9 million or 1.25% of average loans, compared with $36.0 million or 0.99% for the same period in 1999. The rise in net charge-offs was partially related to the adoption of the Revised Uniform Retail Credit Classification and Account Management Policy, which is further discussed in the Non-performing Assets section.

         Non-interest income, including securities and trading gains, grew $17.5 million or 17.1%, reaching $119.4 million for the fourth quarter of 2000, compared with $101.9 million for the same period in 1999. The growth in non-interest income was led by an increase of $8.3 million in other service fees, $9.1 million in other operating income and $1.6 million in service charges on deposit accounts, partially offset by higher losses on sale of securities of $2.4 million. Higher debit card fees, processing income and insurance commissions led the growth in other service fees. Other income for the fourth quarter of 2000 included a $6.4 million pre-tax gain recognized upon the $190 million loan securitization performed by Equity One in the quarter, as well as a $3.8 million gain triggered by the sale of approximately $293 million in mortgage loans by BPPR.

         Operating expenses for the fourth quarter of 2000 decreased $5.0 million or 2.3%, from $215.7 million in the fourth quarter of 1999. This decline was principally as a result of lower personnel costs by $4.3 million or 4.4% and professional fees by $3.1 million or 17.0%. Remaining combined categories of operating expenses rose $2.4 million or 2.4%, reflecting higher expenses largely in equipment, net occupancy and other general operating expense categories.

STATEMENT OF CONDITION ANALYSIS

The Corporation's total assets as of December 31, 2000 reached $28.1 billion, representing an increase of $2.6 billion, compared with $25.5 billion a year earlier. Total assets amounted to $23.2 billion in 1998. Despite the sale of BF and the credit card operations in the United States, the Corporation experienced a 10.2% increase in assets since December 31, 1999, mostly due to the Corporation's business growth, attributed principally to its banking operations in Puerto Rico. Total assets of BF and the U.S. credit card operations were $436 million and $153 million, respectively, at December 31, 1999.

Earning Assets

The Corporation's earning assets reached $26.3 billion at December 31, 2000, compared with $23.8 billion at December 31, 1999 and $21.6 billion at the same date in 1998.

         Money market investments, investment and trading securities amounted to $10.3 billion at December 31, 2000, representing an increase of $1.5 billion when compared with $8.8 billion at December 31, 1999. The increase was mainly reflected in investment securities, which totaled $9.1 billion at December 31, 2000, or $1.5 billion and 18.8% higher than the $7.6 billion at December 31, 1999. The growth was mostly attributed to investment opportunities undertaken during the year, mostly related to U.S. agency securities, which are tax-exempt in Puerto Rico.

         The Corporation continued to experience loan growth during 2000. Total loans increased $1.1 billion or 7.7% from amounts reported in 1999. As derived from Table G, mortgage and commercial loans,

Table G
Loans Ending Balances

                                                                     As of December 31,
                                  ----------------------------------------------------------------------------------------
                                                                                                                 Five-Year
(Dollars in thousands)                2000            1999            1998            1997            1996        C.G.R.
                                  ------------    ------------    ------------    ------------    ------------   ---------

Commercial, industrial and
  agricultural                    $  7,013,834    $  6,656,411    $  5,646,027    $  4,637,409    $  3,822,096     16.96%
Construction                           258,197         247,288         257,786         250,111         200,083      3.65
Lease financing                        816,714         728,644         645,280         581,927         516,001     10.37
Mortgage(*)                          4,643,646       3,933,663       3,351,748       2,833,896       2,576,887     14.08
Consumer(*)                          3,324,694       3,341,748       3,177,954       3,073,264       2,663,961      7.15
                                  ------------    ------------    ------------    ------------    ------------    ------
  Total                           $ 16,057,085    $ 14,907,754    $ 13,078,795    $ 11,376,607    $  9,779,028     13.10%
                                  ============    ============    ============    ============    ============    ======

(*)Includes loans held-for-sale.

including construction loans, accounted for the largest increases in the portfolio, rising $710 million and $368 million, respectively from the amounts reported as of December 31, 1999. This growth was achieved despite various asset sale transactions, which took place during the year, including the sale of BF which had $290 million in loans at the end of 1999, and sale transactions involving mortgage loans, which are described below.

         The rise in the mortgage loan portfolio of $710 million or 18.0% since 1999 was the result of higher loan originations and aggressive marketing efforts. These loans increased even when the Corporation performed a mortgage loan securitization of $190 million at Equity One and a sale of mortgage loans of approximately $293 million at BPPR during last quarter of 2000.

         The commercial loan portfolio, including construction loans, was $7.3 billion at December 31, 2000, an increase of 5.3% compared to 1999. The growth in the commercial loan portfolio resulted principally from the continued marketing efforts directed to the retail and middle market, the sustained growth in Puerto Rico and the expansion in the United States. This increase was partially offset by the sale of BF, which had $236 million in commercial loans as of December 31, 1999. BPNA reflected a healthy growth, comprising 65.9% of the Corporation's total loan growth. The rise at this banking institution was mostly in the form of medallion, other SBA and franchise loans, among others.

         Consumer loans, which include personal, auto and boat, credit cards and reserve lines, decreased $17 million since December 31, 1999 mainly resulting from the sale of the U.S. credit card portfolio during the third quarter of 2000. The latter totaled $156 million at December 31, 1999.

         Personal loans, the largest category of consumer loans, represented 51.6% of the consumer loan portfolio, a slight increase of $15.7 million or 0.9% from the end of 1999. Credit card loans, which represented 22.8% of the consumer loan portfolio as of December 31, 2000, decreased $109 million, mainly due to the aforementioned sale of the U.S. credit card portfolio. In Puerto Rico, the credit card portfolio increased by $61.9 million mostly related to American Express. Auto and boat secured loans represented about 20.6% of the total consumer loan portfolio, while other revolving credit represented 5.0% at December 31, 2000. These two categories combined increased $76.5 million. This increase was mostly achieved through business expansion and marketing efforts both in Puerto Rico and the United States.

         The Corporation's lease financing portfolio increased $88.1 million or 12.1% from 1999. This rise was mostly associated to lease financing portfolios acquired during the year from a local financial institution in Puerto Rico of $66.8 million at date of acquisition. In addition, the Corporation's leasing subsidiary in the United States, engaged in equipment leasing, contributed with $7.6 million of the increase.

Deposits, other interest bearing liabilities and minority interest Total deposits at December 31, 2000 amounted to $14.8 billion compared with $14.2 billion at December 31, 1999, an increase of $631 million or 4.5%. The moderate growth in deposits reflects increased competition for consumer deposits and heightened consumer sensitivity to interest rates. Interest bearing deposits increased $806 million or 7.4%, mostly in certificates of deposit. Non-interest bearing deposits decreased $175 million or 5.3% from 1999. The growth in deposits was partially affected by the sale of BF, which had $295 million in total deposits as of the end of 1999. Refer to Table L for a detail of average deposits by category. The geographic distribution of the Corporation's total deposits at the end of 2000, included 67.4% in Puerto Rico, 27.7% in the United States and the remaining 4.9% in the Caribbean region, including deposits from BPPR's operations in the U.S. and British Virgin Islands.

         The increase in deposits was mainly reflected in brokered CD's and other time deposits, which rose $304 million or 197% and $289 million or 5.8%, respectively, from amounts reported in 1999. Brokered CD's consist of certificate of deposits purchased from a broker acting as an agent for depositors and usually have a higher interest rate than regular CD's. The increase in time deposits was mostly experienced in retail deposits, resulting from the

Table H
Capital Adequacy Data

                                                                              As of December 31,
                                              ----------------------------------------------------------------------------------
(Dollars in thousands)                             2000             1999             1998             1997             1996
                                              --------------   --------------   --------------   --------------   --------------

Risk-based capital:
  Tier I capital                              $    1,741,004   $    1,557,096   $    1,450,187   $    1,335,391   $    1,121,128
  Supplementary (Tier II) capital                    321,627          324,519          310,091          263,115          246,350
                                              --------------   --------------   --------------   --------------   --------------
      Total capital                           $    2,062,631   $    1,881,615   $    1,760,278   $    1,598,506   $    1,367,478
                                              ==============   ==============   ==============   ==============   ==============
Risk-weighted assets:
  Balance sheet items                         $   16,173,005   $   14,878,731   $   12,955,995   $   10,687,847   $    9,368,420
  Off-balance sheet items                            496,735          428,780          443,926          287,822          275,397
                                              --------------   --------------   --------------   --------------   --------------
      Total risk-weighted assets              $   16,669,740   $   15,307,511   $   13,399,921   $   10,975,669   $    9,643,817
                                              ==============   ==============   ==============   ==============   ==============
Ratios:
  Tier I capital (minimum required - 4.00%)            10.44%           10.17%           10.82%           12.17%           11.63%
  Total capital (minimum required - 8.00%)             12.37            12.29            13.14            14.56            14.18
  Leverage ratio (minimum required - 3.00%)             6.40             6.40             6.72             6.86             6.71
  Equity to assets                                      7.09             7.19             7.60             7.44             7.33
  Tangible equity to assets                             6.06             6.09             6.50             6.52             6.55
  Equity to loans                                      11.93            12.32            13.02            13.00            12.97
  Internal capital generation rate                      9.59             9.80            10.06            10.76            10.99
                                              ==============   ==============   ==============   ==============   ==============

Corporation's marketing efforts. In addition, savings, NOW and money market accounts had an increase of $208 million or 3.6% from 1999. On the other hand, demand deposits had a decrease of $175 million or 5.3% compared with amounts reported as of December 31, 1999. This decrease is mostly attributable to a reduction in the funds held in trust for the benefit of third parties.

         During 2000, an increased reliance was placed on borrowed funds to support earning asset growth. Borrowed funds, including subordinated notes and capital securities, increased $1.6 billion or 17.8%, from $9.2 billion on December 31, 1999 to $10.8 billion at the end of 2000. Most of the increase in borrowed funds was obtained through short-term funding sources. The increase in funds was mostly in the form of federal funds and advances under revolving lines of credit.

         As part of the investment in subsidiaries, the Corporation recognized a minority interest, amounting to $0.9 million as of December 31, 2000, which mostly represented the beneficial interest of the minority investors of Levitt Mortgage. As of December 31, 1999, this minority interest totaled $23 million. The decrease from the end of 1999 was mainly attributed to the aforementioned sale of BF.

Stockholders' Equity

The Corporation's stockholder's equity at December 31, 2000 was $1.99 billion compared with $1.66 billion at the end of 1999. Besides the increase in retained earnings, stockholder's equity also rose as a result of an increase of $144 million in accumulated other comprehensive income. The latter included $4 million in unrealized gains on securities available-for-sale, net of deferred taxes, as of December 31, 2000, compared with $139 million in unrealized losses, net of deferred taxes, in prior year. During 2000 the Corporation repurchased a total of 104,878 shares of its common stock at a cost of $2.1 million.

         Dividends declared on common stock during 2000 totaled $87.0 million, compared with $81.4 million in 1999. Total dividends declared per common share for 2000 were $0.64 compared with $0.60 in 1999. The dividend payout ratio to common stockholders for the year was 32.47% compared with 31.56% in 1999.

         The Corporation has a Dividend Reinvestment Plan for its stockholders. This plan offers the stockholders the opportunity to automatically reinvest their dividends in shares of common stock at a 5% discount from the average market price at the time of issuance. During 2000, a total of 449,203 shares, equivalent to $9.8 million in additional capital, were issued under the plan. In 1999, 328,693 shares representing $9.4 million in additional capital were issued under this plan.

         The Corporation had 4 million shares of preferred stock outstanding at December 31, 2000. These shares are non-convertible and are redeemable at the option of the Corporation. Dividends are non-cumulative and are payable monthly at an annual rate per share. Dividends declared on the Corporation's preferred stock amounted to $8.3 million in 2000 and 1999 of 8.35% based on the liquidation preference value of $25 per share.

         As shown in Table H, which presents the Corporation's capital adequacy information for the current and previous four years, the Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations. Further information is also presented in Note 19 to the consolidated financial statements.

Table I
Common Stock Performance

                                                Cash             Book
                         Market Price         Dividends          Value      Dividend                 Price/      Market/
                    ----------------------    Declared            Per        Payout      Dividend   Earnings      Book
                      High          Low       Per Share          Share        Ratio      Yield (*)   Ratio        Ratio

                    --------     --------     ---------          ------     --------     ---------  --------     -------


    2000                                                         $13.92       32.47%       2.75%     13.36X      188.95%
4TH QUARTER         $27 7/8      $23 1/2       $ 0.16
3RD QUARTER          27 1/16      19 5/8         0.16
2ND QUARTER          23 9/16      19 1/16        0.16
1ST QUARTER          26 7/8       18 5/8         0.16

    1999                                                          11.51       31.56        1.90       15.18      242.72

4th quarter         $32          $25 7/16      $ 0.16
3rd quarter          31           25 13/16       0.16
2nd quarter          32 7/8       28 13/16       0.14
1st quarter          37 7/8       30 7/8         0.14

    1998                                                          11.86       28.42        1.55       20.61      286.68

4th quarter         $34          $25 3/8       $ 0.14
3rd quarter          36 3/4       28             0.14
2nd quarter          36 5/32      29 7/32        0.11
1st quarter          29 11/32     23 1/32        0.11

    1997                                                          10.37       25.19        1.76       16.50      238.78

4th quarter         $27 3/16     $22 7/8       $ 0.11
3rd quarter          27 15/16     20 9/16        0.11
2nd quarter          21 7/16      16 7/8         0.09
1st quarter          18 3/8       16 17/32       0.09

    1996                                                           8.80       24.63        2.65       12.59      191.87

4th quarter         $17 1/2      $12 15/16     $ 0.09
3rd quarter          13 7/8       11 5/16        0.09
2nd quarter          11 13/14     10 15/16       0.09
1st quarter          11 9/16       9 11/16       0.08

(*)      Based on the average high and low market price for the four quarters.
         Note: All per share data has been adjusted to reflect the two stock splits effected in the form of a dividend of one share for each share outstanding on July 1, 1998 and July 1, 1996.

         Intangible assets totaled $282 million at December 31, 2000, a decrease of $23 million from $305 million at December 31, 1999. This decrease is mainly due to the amortization of intangibles in the normal course of business and to the exclusion of the intangible assets of BF, which amounted to $10 million as of December 31, 1999. Total intangibles consisted of $194 million in goodwill, $46 million in core deposit intangibles, $39 million in mortgage servicing rights and $3 million in other intangibles. At the end of 1999 goodwill totaled $215 million, core deposit intangibles were $52 million, mortgage-servicing rights were $32 million and other intangibles were $6 million. The average tangible equity increased to $1.59 billion for the year ended December 31, 2000, from $1.43 billion a year before, an increase of $160 million or 11.1%. Total tangible equity at December 31, 2000 was $1.71 billion compared with $1.36 billion at December 31, 1999. The tangible equity to assets ratio for 2000 was 6.06% compared with 6.09 % in 1999.

         Book value per common share was $13.92 at December 31, 2000 compared with $11.51 at year-end 1999. The market value of the Corporation's common stock at the end of 2000 was $26.31 compared with $27.94 a year earlier. The total market capitalization was $3.6 billion as of December 31, 2000 compared with $3.8 billion as of the same date in the previous year.

         The Corporation's stock is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbol BPOP. Table I shows the range of market quotations and cash dividends declared for each quarter during the last five years. The preferred stock of the Corporation is also traded on the NASDAQ National Market System under the symbol BPOPP. Its market value at December 31, 2000 and 1999 was $25.50 and $25.38 per share, respectively. As of February 28, 2001 the Corporation had 9,061 stockholders of record of its common stock, not including beneficial owners whose shares are held in record names of brokers or other nominees.

Risk Management

A Risk Management Committee composed of members of the Board of Directors of the Corporation monitors and approves policies and procedures and evaluates the Corporation's activities affected by credit, market, operational, legal, liquidity, reputation and strategic risks.

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

         The stability and level of the Corporation's net interest income, as well as its market value of equity, are subject to interest rate volatility. Changes in interest rates affect both the rates at which the Corporation's assets and liabilities reprice throughout time, and the market values of most of its assets and liabilities. Since net interest income is the main source of earnings of the Corporation, the constant measurement and control of market risk is a major priority.

         The Corporation's Board of Directors (the Board) is responsible for establishing policies regarding the assumption and management of market risk, and delegates their implementation to the Market Risk Committee (the Committee) of Popular Inc. The Committee's primary goal is to ensure that the market risk assumed by the Corporation remains within the parameters of the Board policies.

Interest rate risk

Interest rate risk (IRR) refers to the impact of changes in interest rates on the Corporation's net interest income. Depending on the duration and repricing characteristics of the Corporation's assets, liabilities and off-balance sheet items, changes in interest rates could either increase or decrease the level of net interest income.

         The Committee implements the market risks policies approved by the Board as well as risk management strategies reviewed and adopted in Committee meetings. The Committee measures and monitors the level of short and long-term IRR assumed at the Corporation and its subsidiaries. It uses simulation analysis and static gap estimates for measuring short-term IRR. Duration analysis is used to quantify the level of long-term IRR assumed, and focuses on the estimated economic value of the Corporation, that is, the difference between the estimated market value of financial assets less the estimated value of financial liabilities.

         Static gap analysis measures the volume of assets and liabilities at a point in time and their repricing during future time periods. The repricing volumes typically include adjustments for anticipated future asset prepayments, and for differences in sensitivity to market rates. The volume of net assets or liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Table J presents the static gap estimate for the Corporation as of December 31, 2000. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.

         Simulation analysis is another measurement used by the Corporation for short-term IRR, and it addresses some of the deficiencies of gap analysis. It involves estimating the effect on net interest income of one or more future interest rate scenarios as applied to the repricing of the Corporation's current assets and liabilities and the assumption of new balances. The simulation analyses reviewed in the Committee are based on various interest rate scenarios, and include assumptions made related to the prepayment of the Corporation's amortizing loans and securities, and the sensitivity of the Corporation's cost of retail deposits to changes in market rates. The computations do not contemplate actions management could take to respond to changes in interest rates. Computations of the prospective effects of hypothetical interest rate changes should not be relied upon as indicative of actual results. By their nature, these forward-looking statements are only estimates and may be different from what actually occurs in the future. As of December 31, 2000, the difference in projected net interest income under a rising and declining rate scenario, which assumes interest rates change by 150 basis points up and down, within a twelve-month period, was a decrease of $1.1 million and an increase of $0.9 million, respectively, which represented changes of 0.1% and 0.08% in net interest income. These estimated changes are within the policy guidelines established by the Board.

         Duration analysis measures longer-term IRR, in particular the duration of market value of equity. It expresses in general terms the sensitivity of the market value of equity to changes in interest rates. The estimated market value of equity is obtained from the market values of the cash flows from the Corporation's financial assets and liabilities, which are primarily payments of interest and repayments of principal. Thus, the market value of equity incorporates most future cash flows from net interest income, whereas other measures of IRR focus primarily on short-term net interest income. As of December 31, 2000, the estimated duration of the market value of equity of the Corporation was 6.25 years compared with 5.3 years as of the same date a year earlier.

         Duration measures the average length of a financial asset or liability. In particular it equals the weighted average maturity of all the cash flows of a financial asset or liability where the weights are equal to the present value of each cash flow. The present value of cash flows occurring in the future is its estimated market value as of a certain date. The sensitivity of the market value of a financial asset or liability to changes in interest rates is primarily a function of its duration. In general terms, the longer the duration of an asset or liability is, the greater is the

Table J
Interest Rate Sensitivity

                                                                             As of December 31, 2000
                                              -------------------------------------------------------------------------------------
                                                                                By Repricing Dates
                                              -------------------------------------------------------------------------------------
                                                                                       After             After             After
                                                                   Within          three months       six months        nine months
                                                  0-30             31-90            but within        but within        but within
(Dollars in thousands)                            days             days             six months        nine months        one year
                                              -----------       -----------       -------------     -------------     -------------
Assets:
Money market investments                      $   137,244       $   797,342       $   133,100
Investment and trading securities               1,487,551         1,534,937           492,489       $   230,855       $   682,353
Loans                                           5,011,008           683,511           801,100           598,848           533,937
                                              -----------       -----------       -----------       -----------       -----------
Other assets
  Total                                         6,635,803         3,015,790         1,426,689           829,703         1,216,290
                                              -----------       -----------       -----------       -----------       -----------
Liabilities and stockholders' equity:
Savings, NOW and money market
  accounts                                        675,362
Other time deposits                             1,256,964           923,820         1,139,830           531,801           451,316
Federal funds purchased and securities
  sold under agreements to repurchase           3,357,716         1,294,830           191,569
Other short-term borrowings                     1,675,164         1,514,897           391,668           439,490           347,993
Notes payable                                      50,000           210,000
Subordinated notes and capital securities
Non-interest bearing deposits
Other non-interest bearing liabilities
Stockholders' equity
                                              -----------       -----------       -----------       -----------       -----------
  Total                                       $ 7,015,206       $ 3,943,547       $ 1,723,067       $   971,291       $   799,309
                                              -----------       -----------       -----------       -----------       -----------
Off-balance sheet financial instruments            20,000                              15,000
Interest rate sensitive gap                      (359,403)         (927,757)         (281,378)         (141,588)         (416,981)
Cumulative interest rate
  sensitive gap                                  (359,403)       (1,287,160)       (1,568,538)       (1,710,126)       (1,293,145)
Cumulative sensitive gap to
  earning assets                                    (1.36)%           (4.89)%           (5.96)%           (6.49)%           (4.91)%
                                              ===========       ===========       ===========       ===========       ===========
                                                                  Non-interest
                                                After one           bearing
                                                  year               funds            Total
                                               -----------        -----------      -----------
Assets:
Money market investments                       $        932                        $ 1,068,618
Investment and trading securities                 4,785,543                          9,213,728
Loans                                             8,428,681                         16,057,085
Other assets                                                       $1,717,620       $1,717,620
                                               ------------       -----------      -----------
  Total                                          13,215,156         1,717,620       28,057,051
                                               ------------       -----------      -----------
Liabilities and stockholders' equity:
Savings, NOW and money market
  accounts                                        5,277,530                          5,952,892
Other time deposits                               1,438,399                          5,742,130
Federal funds purchased and securities
  sold under agreements to repurchase               120,000                          4,964,115
Other short-term borrowings                                                          4,369,212
Notes payable                                       916,912                          1,176,912
Subordinated notes and capital securities           275,000                            275,000
Non-interest bearing deposits                                       3,109,885        3,109,885
Other non-interest bearing liabilities                                473,261          473,261
Stockholders' equity                                                1,993,644        1,993,644
                                               ------------       -----------      -----------
  Total                                        $  8,027,841        $5,576,790      $28,057,051
                                               ------------       -----------      -----------
Off-balance sheet financial instruments             (35,000)
Interest rate sensitive gap                       5,152,315
Cumulative interest rate
  sensitive gap                                   3,859,170
Cumulative sensitive gap to
  earning assets                                      14.65%
                                               ============       ===========      ===========

sensitivity of its market value to interest rate changes. Since duration measures the length of a financial asset or liability, it is usually expressed in terms of years or months.

         Derivatives are used, to a limited extent, by the Corporation with the primary objective of controlling exposures to market risk. The primary instruments used included exchange-traded futures contracts and interest rate swaps. Financial futures are used primarily for hedging the cost of future debt issuance as well as protecting the value of assets from market risk. Interest rate swaps are used primarily to hedge the risk of certificates of deposits by the Corporation to retail customers, whose return is based on an equity index. Please refer to Note 28 to the consolidated financial statements for further information on the Corporation's derivative transactions.

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

         In the opinion of management, the size and composition of the trading portfolio does not represent a potentially significant source of market risk for the Corporation. It consists primarily of securities issued by Puerto Rico-based entities for resale to retail customers and mortgage-backed securities in the process of being sold in the

TABLE K
Maturity Distribution of Earning Assets

                                                                         As of December 31, 2000
                                       --------------------------------------------------------------------------------------------
                                                                                 Maturities
                                       --------------------------------------------------------------------------------------------
                                                               After one year
                                                             through five years              After five years
                                       --------------------------------------------------------------------------------------------
                                                         Fixed           Variable        Fixed           Variable
                                        One year        interest        interest       interest          interest
(In thousands)                          or less          rates           rates           rates            rates           Total
                                       ----------      ----------      ----------      ----------      ----------      -----------
Money market securities                $1,067,661      $      932      $       25              --              --      $ 1,068,618
Investment and trading securities       2,302,195       2,796,822         377,745      $2,702,224      $  779,091        8,958,077
Loans:
  Commercial                            2,281,076       1,710,977         738,588       1,300,020         983,173        7,013,834
  Construction                             36,502          11,051           5,513          14,948         190,183          258,197
  Lease financing                         228,134         577,465              --          11,115              --          816,714
  Mortgage                              1,023,039       1,703,416         242,536       1,367,546         307,109        4,643,646
  Consumer                              1,060,894       1,437,211              --         826,589              --        3,324,694
                                       ----------      ----------      ----------      ----------      ----------      -----------
      Total                            $7,999,501      $8,237,874      $1,364,407      $6,222,442      $2,259,556      $26,083,780
                                       ==========      ==========      ==========      ==========      ==========      ===========

Note: Federal Reserve Bank stock, Federal Home Loan Bank stock, and other equity securities held by the Corporation are not included in this table.

secondary markets. The Committee utilizes several approaches for measuring its risk, including duration and value at risk.

         As of December 31, 2000 the trading portfolio of the Corporation amounted to $153 million and represented 0.5% of total assets, compared with $237 million and 0.9% a year earlier. This portfolio was composed of the following as of December 31, 2000:

                                                            Weighted
                                           Amount         Average Yield
                                          --------        -------------
(Dollars in thousands)
Mortgage-backed securities                $ 20,546            7.42%
Commercial paper                           104,375            6.80
U.S. Treasury and agencies                  14,205            6.66
Puerto Rico Government obligations           4,588            6.85
Other                                        9,359            7.00
                                          --------            ----
                                          $153,073            6.88%
                                          ========            ====

         As of December 31, 2000, the trading portfolio of the Corporation had an estimated duration of 1.05 years and a one-month value at risk of $0.6 million, assuming a confidence level of 95%.

Foreign Exchange

In the ordinary course of business, the Corporation occasionally enters into foreign exchange transactions. These transactions are executed as an intermediary primarily for its retail and commercial clients. Any risk assumed by these transactions is immediately offset in the foreign exchange markets. Management therefore believes that the market risk assumed by the Corporation in its foreign currency transactions is not significant. The Corporation conducts business in the Latin American markets through several of its processing and information technology services and products subsidiaries. Although not significant, some of these businesses are conducted in the country's particular foreign currency. However, management does not expect future exchange volatility between the U.S. dollar and the particular foreign currency to affect significantly the value of the Corporation's investment in these subsidiaries.

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

         The Corporation raises its funding from a combination of retail and wholesale markets. Retail sources of funds include individual and corporate depositors in the markets where the Corporation competes. These are the primary sources of funds for the Corporation and are usually more stable than financing from institutional sources. This stability is enhanced by the Corporation's market share participation in its primary markets. The Corporation has also established borrowing relationships with the FHLB and other correspondent banks, which further support and enhance liquidity. Wholesale or institutional sources of funds comprise primarily other financial intermediaries such as commercial banks, securities

Table L
Average Total Deposits

                                                                                For the Year
                                          ------------------------------------------------------------------------------------
                                                                                                                     Five-Year
(Dollars in thousands)                       2000            1999          1998           1997            1996        C.G.R.
                                          -----------     ----------    -----------    -----------     -----------   ---------
Demand                                    $ 3,030,307    $ 3,032,001    $ 2,607,525    $ 2,289,300      $2,047,845     10.50%
Other non-interest bearing accounts             4,976          6,881          4,251          4,367           5,910     (3.62)
                                          -----------    -----------    -----------    -----------     -----------    ------
      Non-interest bearing                  3,035,283      3,038,882      2,611,776      2,293,667       2,053,755     10.46
                                          -----------    -----------    -----------    -----------     -----------    ------
Savings accounts                            4,113,338      4,132,397      3,761,160      3,393,279       3,095,898      7.14
NOW and money market accounts               1,811,352      1,745,579      1,459,972      1,281,298       1,148,727     10.44
                                          -----------    -----------    -----------    -----------     -----------    ------
     Savings deposits                      5,924,690      5,877,976      5,221,132      4,674,577       4,244,625      8.09
                                          -----------    -----------    -----------    -----------     -----------    ------
Certificates of deposit:
  Under $100,000                            2,507,702      2,664,174      2,155,391      1,216,583       1,307,323     14.36
  $100,000 and over                         2,646,312      1,601,861      1,421,456      1,865,720       1,371,928     20.67
  936                                         259,203        297,122        369,530        508,789       1,020,064    (23.65)
                                          -----------    -----------    -----------    -----------     -----------    ------
Certificates of deposit                     5,413,217      4,563,157      3,946,377      3,591,092       3,699,315     10.30
                                          -----------    -----------    -----------    -----------     -----------    ------
Other time deposits                           135,292        311,323        490,816        432,221         464,101    (19.69)
                                          -----------    -----------    -----------    -----------     -----------    ------
      Interest bearing                     11,473,199     10,752,456      9,658,325      8,697,890       8,408,041      8.20
                                          -----------    -----------    -----------    -----------     -----------    ------
        Total                             $14,508,482    $13,791,338    $12,270,101    $10,991,557     $10,461,796      8.65%
                                          ===========    ===========    ===========    ===========     ===========    ======

dealers, investment companies, insurance companies, as well as non-financial corporations.

         Deposits tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. The extensive branch network of the Corporation in the Puerto Rico market and its rapidly expanding network in major U.S. markets, have enabled it to maintain a significant and stable base of deposits. Deposits are the primary source of funding, although wholesale borrowings are an increasingly important source. At December 31, 2000, the Corporation's core deposits amounted to $12.2 billion or 82.3% of total deposits, an increase of $400 million or 3.4% from the same date a year ago. Certificates of deposits with denominations of $100,000 and over as of December 31, 2000 totaled $2.6 billion, or 17.7% of total deposits. Their distribution by maturity was as follows:


(In thousands)
3 months or less                                         $ 1,323,526
3 to 6 months                                                441,992
6 to 12 months                                               371,983
over 12 months                                               489,042
                                                         -----------
                                                         $ 2,626,543
                                                         ===========

         For further detail on average deposits for the last five years, please refer to Table L. Wholesale or institutional sources of funding includes the repos, federal funds and Eurodollar markets, commercial paper, senior debentures and asset securitizations. Notes 10 through 16 to the consolidated financial statements present details of the Corporation's deposits and borrowings by type, as of December 31, 2000 and 1999.

         Another important liquidity source of the Corporation is its assets, particularly the investment portfolio. This portfolio consists primarily of liquid U.S. Treasury and Agency securities that can be used to raise funds in the repo markets. As of December 31, 2000, the entire investment portfolio, excluding trading securities, totaled $9.1 billion, of which, $2.1 billion or 23.7% has an expected maturity of one year or less. Also, refer to Notes 4 and 5 to the consolidated financial statements for further information on the composition of the available-for-sale and held-to-maturity investment portfolios.

         The Corporation's loan portfolio is another important source of liquidity since it generates substantial cash flow resulting from principal and interest payments and principal prepayments. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans and to lesser extent commercial loans, have highly developed secondary markets, which the Corporation uses on a regular basis. Table K presents a maturity distribution of the loan portfolio as of December 31, 2000. As of that date $4.6 billion or 28.8% of the loan portfolio is expected to mature within one year.

Credit Risk Management and Loan Quality

In conducting business activities, the Corporation is exposed to the possibility that borrowers or counterparties may default on their credit obligations to the Corporation. The Corporation's credit exposure is centered in its loan portfolio, which at December 31, 2000 totaled $16.1 billion, or 61.0% of its earning assets. For other risks associated with off-balance sheet lending activities, please refer to Note 26 to the consolidated financial statements.

         Popular, Inc. manages credit risk by maintaining sound underwriting standards, monitoring and evaluating the quality of the loan portfolio, its trends and collectibility, assessing reserves and loan concentrations, recruiting qualified credit officers, implementing and monitoring lending policies and collateral requirements, and instituting procedures to ensure appropriate actions to comply with laws and regulations. Included in the policies, primarily determined by the amount and type of loan, are various approval levels. The Corporation receives collateral to support credit extensions and commitments, whenever it is considered necessary. Generally, such collateral is in the form of real and personal property, cash on deposit or other highly liquid instruments.

         The Corporation has a Credit Strategy Committee (CRESCO) that oversees all credit-related activities. This Committee is responsible for managing the Corporation's overall credit exposure and for developing credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through the CRESCO, senior management reviews asset quality ratios, trends and forecasts, the methodology for assessing the adequacy of the reserve for loan losses, problem loans, and establishes the provision for loan losses.

         Also, the Corporation has an independent Credit Risk Management Division (CRDM). This division is centralized and independent of the lending function. It manages the credit rating system and tests the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (GAAP) and regulatory standards. The CRDM manages and controls the Corporation's credit risk utilizing various techniques through the different stages of the credit process. Specialized workout officers, independent from the originating unit, handle substantially all commercial loans which are past due over 90 days, have filed bankruptcy, or based on their risk profile are considered problem loans. A CRDM representative who oversees the adherence to policies and procedures established for the initial underwriting of the credit portfolio is a permanent non-voting member of the Executive Credit Committee.

         The Corporation also has an independent Credit Process Review Group within the CRDM which performs annual comprehensive credit process reviews of several middle market, construction and corporate banking lending groups, as well as reviews the work performed by outside loan review firms providing services to the Corporation in the U.S. mainland. This group examines the risk profile of each originating unit along with each unit's credit administration effectiveness, the quality of the credit and collateral documentation, its regulatory compliance and the adequacy of its staffing levels and competency. Furthermore, the Corporation continues emphasizing the development of the credit staff skills and knowledge and improving the processing technology.

         Also, in the minimization of credit risk, the Corporation strives to maintain a credit risk profile that is diverse in terms of product type, industry concentration, geographic distribution and borrower or counterparty concentration.

         The Corporation's credit risk exposure is spread among individual consumers, small commercial loans and a diverse base of borrowers engaged in a wide variety of businesses. The Corporation has over 816,000 consumer loans and over 40,000 commercial lending relationships. Only 80 of these relationships have loans outstanding over $10 million. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal and there are no LDC loans. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits as approximately 26.7% of total commercial and construction loans outstanding are secured by real estate or cash collateral. In addition, the secured consumer loan portfolio was $1.2 billion or 34.9% of the total consumer portfolio at December 31, 2000. Furthermore, there are no significant concentrations in any one industry with a substantial portion of the customers having credit needs of less than $250,000.

         The Corporation also manages exposure to a single borrower, industry or product type through participations, loan sales and securitizations. Moreover, on a quarterly basis, the Corporation's CRMD, senior management and the Risk Management Committee evaluate possible industry risk concentrations.

         The Corporation does conduct business in a geographically concentrated area as its main market continues to be Puerto Rico. However, the Corporation continues its efforts to diversify its geographic risk as a result of its expansion strategy throughout various markets in the United States and the Caribbean. Puerto Rico's share of the total loan portfolio has decreased from 64.4% in 1997 to 58.4% in 2000. The Corporation's asset and revenue composition by geographical area and by business line segments is further presented in Note 30 to the consolidated financial statements. Puerto Rico's economic outlook is generally similar to that of the mainland and its Government and its instrumentalities are all investment-grade rated borrowers in the United States capital markets.

         Moreover, the Corporation is exposed to government risk. A total of $67 million of residential mortgages and $397 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2000. The Corporation continues to be one of the largest SBA lenders in the United States. Furthermore, there were $71 million of loans issued to or guaranteed by Puerto Rico Government and political subdivisions and $45 million of loans issued to or guaranteed by the U.S. Virgin Islands' Government.

Non-Performing Assets

Non-performing assets consist of past-due loans that are no longer accruing interest, renegotiated loans and real estate acquired through foreclosure. A summary of non-performing assets by loan categories and related ratios are presented in Table M.

         The Corporation's policy is to place commercial loans on non-accrual status if payments of principal or interest are delinquent 60 days rather than the standard industry practice of 90 days. Financing leases, conventional mortgages and close-end consumer loans are placed on non-accrual status if payments are delinquent 90 days.

Table M
Non-Performing Assets


                                                                    As of December 31,
                                    -------------------------------------------------------------------------------
(Dollars in thousands)                   2000              1999              1998           1997             1996
                                    -------------------------------------------------------------------------------
Commercial, industrial and
  agricultural                         $169,535         $163,968         $142,371         $106,982         $ 82,381
Construction                              2,867            1,504              144            2,704            2,000
Lease financing                           7,152            3,820            4,937            1,569            1,599
Mortgage                                 99,861           70,038           68,527           53,449           43,955
Consumer                                 43,814           57,515           46,626           30,840           16,320
Renegotiated accruing loans                                                   578                             3,308
Other real estate                        23,518           29,268           32,693           18,012            6,076
                                       --------         --------         --------         --------         --------
      Total                            $346,747         $326,113         $295,876         $213,556         $155,639
                                       ========         ========         ========         ========         ========
Accruing loans past-due
  90 days or more                      $ 21,599         $ 28,731         $ 24,426         $ 20,967         $ 12,270
                                       ========         ========         ========         ========         ========
Non-performing assets to loans             2.16%            2.19%            2.26%            1.88%            1.59%
Non-performing loans to loans              2.01             1.99             2.01             1.72             1.50
Non-performing assets to assets            1.24             1.28             1.28             1.11             0.93
Interest lost                          $ 23,129         $ 20,428         $ 15,258         $ 11,868         $  7,696
                                       ========         ========         ========         ========         ========

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

         On February 10, 1999, the Federal Financial Institutions Examination Council (FFIEC) issued a revised Uniform Retail Credit Classification and Account Management Policy. This policy statement updates and expands the classification policy for retail credit loans. The policy, among other things, requires that unsecured retail loans to borrowers who declare bankruptcy be charged-off within 60 days of receipt of notification of filing from the bankruptcy court, or within the charge-off time frames adopted in the classification policy, whichever is shorter. Also, the revised policy details criteria that should be met before banks may consider a delinquent open-end loan current, such as in the process of account re-aging, extension and deferral. Changes in the policies and practices were effective on December 31, 2000.

         Non-performing assets amounted to $346.7 million or 2.16% of loans as of December 31, 2000, compared with $326.1 million or 2.19% in 1999. The allowance for loan losses as a percentage of non-performing assets, as of December 31, 2000 and 1999, was 83.82% and 89.54%, respectively.

         Non-performing commercial loans, including construction loans, increased by $6.9 million since December 31, 1999. They represented 2.37% of the commercial and construction loan portfolio at December 31, 2000 compared with 2.40% in 1999. This rise resulted notwithstanding the impact of the sale of BF, whose non-performing commercial loans amounted to $45.5 million as of the end of 1999. The overall increase since December 31, 1999 corresponded principally to the growth in the Corporation's loan portfolio. Also, deteriorating economic conditions, resulting from a higher interest rate scenario and higher energy prices, negatively impacted some of the Corporation's customer margins and cash flows.

         Non-performing financing leases amounted to $7.2 million or 0.88% of leases at December 31, 2000, compared with $3.8 million or 0.52% in 1999. Moreover, non-performing mortgage loans reflected a rise of $29.8 million since December 31, 1999, mostly as a result of the growth in the mortgage loan portfolio and higher delinquency levels in this loan category. Non-performing mortgage loans were 2.15% of mortgage loans for 2000, compared with 1.78% in 1999.

         Non-performing consumer loans totaled $43.8 million or 1.32% of consumer loans at December 31, 2000, compared with $57.5 million or 1.72% of consumer loans at the same date in 1999. This monetary decline was mainly due to the sale of the Corporation's ownership interest in BF, which had $10.5 million in non-performing consumer loans as of the end of 1999. Also, the Corporation's banking operations reflected lower non-performing consumer loans mostly as a result of the acceleration of charge-offs to comply with the new policy dictated by the FFIEC, and to the current credit environment, which has prompted the Corporation to tighten its credit criteria for unsecured consumer borrowings and to set objective standards to price loans according to risk levels.

         The net increase in non-performing loans was partly offset by lower balances in other real estate assets, mostly attributed to the operations of BF, which had $9.4 million in other real estate as of December 31, 1999.

         Assuming the standard industry practice of placing commercial loans on non-accrual status when payments of principal and interest are past due 90 days or more and excluding the closed-end consumer loans from non-accruing, the Corporation's non-performing assets at December 31, 2000, would have been $273 million or 1.70% of loans, and the allowance for loan losses would have been 106.49% of non-performing assets. At December 31, 1999 and 1998, adjusted non-performing assets would have been $247 million or 1.66% of loans and $227 million or 1.73% of loans, respectively. The allowance for loan losses as a percentage of non-performing assets as of December 31, 1999 and 1998, would have been 118.2% and 118.0%, respectively.

         Once a loan is placed in non-accrual status the interest previously accrued and uncollected is charged against current earnings and thereafter, income is recorded only to the extent of any interest collected. The interest income that would have been realized had these loans been performing in accordance with their original terms amounted to $23.1 million in 2000, compared with $20.4 million in 1999 and $15.3 million in 1998.

Allowance for Loan Losses

         The allowance for loan losses is maintained at a level which is considered sufficient to provide for estimated loan losses based on evaluations of known and inherent risks in the loan portfolio. The Corporation's management evaluates the adequacy of the allowance for loan losses on a monthly basis. In determining the allowance, management considers the portfolio risk characteristics, prior loss experience, the results of periodic credit reviews of individual loans, prevailing conditions and loan impairment measurement. A loan is considered impaired when, based on the current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Please refer to Notes 1 and 7 to the consolidated financial statements for further information related to impaired loans and the methodology used by the Corporation for their measurement.

         At December 31, 2000, the allowance for loan losses was $291 million or 1.81% of loans, compared with $292 million or 1.96% at the same date in 1999. At December 31, 1998, the allowance was $267 million or 2.04% of loans. The decrease in the allowance to loans ratio resulted mostly from the sale of Banco Fiduciario (BF), which had a higher ratio of allowance to total loans to cover potential losses. Moreover, the decrease in this ratio was attributed to the fact that most of the increase in the loan portfolio was realized in relatively low-risk portfolio like mortgages, whereas consumer loans, which are considered the higher-risk portfolio, had a modest decrease, due in part to the sale of the Corporation's U.S. credit card portfolio. Based on current economic conditions, the expected level of net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses, management considers that the Corporation continues enjoying an adequate position in its allowance for loan losses.

Broken down by major loan categories, the allowance for the last five years was as follows:

                            ALLOWANCE FOR LOAN LOSSES
                               AS OF DECEMBER 31,

(In millions)             2000           1999           1998           1997           1996
                       ---------      ---------      ---------      ---------      ---------
Commercial             $   120.6      $   140.5      $   130.2      $   101.5      $    91.8
Construction                 8.1            8.7           11.6           10.6           10.5
Lease financing             18.6            9.2            8.3            5.9            3.4
Mortgage                    12.0           14.6           14.0           10.9           10.3
Consumer                   131.4          119.0          103.1           82.8           69.6
                       ---------      ---------      ---------      ---------      ---------
                       $   290.7      $   292.0      $   267.2      $   211.7      $   185.6
                       =========      =========      =========      =========      =========

         Table N summarizes the movement in the allowance for loan losses and presents selected loan loss statistics for the past five years. As this table demonstrates, net loan losses for the year totaled $180.1 million, an increase of $55.4 million or 44.4% from amounts reported in 1999. The rise primarily reflected higher net charge-offs in the consumer and commercial loan portfolio. Net charge-offs as a percentage of average loans increased during the year from 0.90% in 1999 to 1.14% in 2000.

         Commercial loans net charge-offs, including construction loans, amounted to $56.4 million in 2000, compared with $32.9 million a year earlier. As a percentage of average commercial loans, this figure increased from 0.52% in 1999 to 0.78% in 2000. The rise in commercial loans net charge-offs was mostly related to the growth of the commercial loan portfolio, as well as the deterioration of the credit quality of a limited number of commercial relationships. The allowance for commercial and construction loans decreased $19.9 million, mostly attributed to lower balances of impaired loans corresponding mainly to BF, partly offset by the impact of factors such as higher delinquencies and current economic conditions.

         Consumer loans net charge-offs totaled $104.4 million or 3.06% of average consumer loans for 2000, compared with $81.4 million or 2.52% of average consumer loans for 1999. The increase in consumer loans net charge-offs was principally due to the growth in the portfolio, higher delinquency levels, as well as the impact of accelerating certain charge-offs to comply with the new federal regulatory requirements dictated in the revised Uniform Retail Credit Classification and Account Management Policy, which was described previously. The impact of this adoption approximated $10.2 million in additional net charge-offs in the year 2000.

Table N

Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)                         2000               1999              1998               1997              1996
                                          ------------        -----------       ------------        -----------       ----------
Balance at beginning of year              $    292,010        $   267,249       $    211,651        $   185,574       $  168,393
Allowances (sold) purchased                    (15,869)               515             31,296             13,237              402
Provision for loan losses                      194,640            148,948            137,213            110,607           88,839
                                          ------------        -----------       ------------        -----------       ----------
                                               470,781            416,712            380,160            309,418          257,634
                                          ------------        -----------       ------------        -----------       ----------
Losses charged to the allowance:
  Commercial                                    73,585             51,011             45,643             55,734           38,017
  Construction                                     145                651                190                600            2,369
  Lease financing                               32,256             23,009             23,484             23,085           22,129
  Mortgage                                       5,615              3,977              2,718              2,612            2,189
  Consumer                                     129,430            104,062             92,646             65,559           43,257
                                          ------------        -----------       ------------        -----------       ----------
                                               241,031            182,710            164,681            147,590          107,961
                                          ------------        -----------       ------------        -----------       ----------
Recoveries:
  Commercial                                    17,352             18,589             17,844             18,385           11,498
  Construction                                       9                169                337                122              207
  Lease financing                               17,797             15,839             14,998             15,890            9,749
  Mortgage                                         717                771                323                356              295
  Consumer                                      25,028             22,640             18,268             15,070           14,152
                                          ------------        -----------       ------------        -----------       ----------
                                                60,903             58,008             51,770             49,823           35,901
                                          ------------        -----------       ------------        -----------       ----------
Net loans charged-off (recovered):
  Commercial                                    56,233             32,422             27,799             37,349           26,519
  Construction                                     136                482               (147)               478            2,162
  Lease financing                               14,459              7,170              8,486              7,195           12,380
  Mortgage                                       4,898              3,206              2,395              2,256            1,894
  Consumer                                     104,402             81,422             74,378             50,489           29,105
                                          ------------        -----------       ------------        -----------       ----------
                                               180,128            124,702            112,911             97,767           72,060
                                          ------------        -----------       ------------        -----------       ----------
Balance at end of year                    $    290,653        $   292,010       $    267,249        $   211,651       $  185,574
                                          ============        ===========       ============        ===========       ==========
Loans:
  Outstanding at year end                 $ 16,057,085        $14,907,754       $ 13,078,795        $11,376,607       $9,779,028
  Average                                   15,801,887         13,901,290         11,930,621         10,548,207        9,210,964
Ratios:
  Allowance for loan losses to year
    end loans                                     1.81%              1.96%              2.04%              1.86%            1.90%
  Recoveries to charge-offs                      25.27              31.75              31.44              33.76            33.25
  Net charge-offs to average loans                1.14               0.90               0.95               0.93             0.78
  Net charge-offs earnings coverage               3.17x              3.92x              3.93x              4.04x            4.79x
  Allowance for loan losses to net
    charge-offs                                   1.61               2.34               2.37               2.16             2.58
  Provision for loan losses to:
    Net charge-offs                               1.08               1.19               1.22               1.13             1.23
    Average loans                                 1.23%              1.07%              1.15%              1.05%            0.96%
  Allowance to non-performing assets             83.82              89.54              90.32              99.11           119.23
                                           ============        ===========       ============        ===========       ==========

         Lease financing net charge-offs totaled $14.5 million or 1.88% of the average lease financing portfolio for the year ended December 31, 2000, compared with $7.2 million or 1.04% for the same period last year. This rise is in part due to a $3.1 million charge-off related to an external fraud scheme that was unveiled during the year in the Corporation's U.S. operations, and represented the balance not covered by insurance. Also, the rise was impacted by the rise in the portfolio and a higher level of delinquencies. These factors contributed to a higher allowance for lease financing losses when compared to prior years.

         Mortgage loans net charge-offs increased to $4.9 million in 2000 from $3.2 million in 1999, mostly as a result of the growth in the portfolio. The allowance for loan losses assigned to the mortgage loan portfolio has remained at low levels because these loans are adequately secured by real estate and the amounts due on the loans are generally recovered in foreclosure.

Statistical Summary 1996-2000
Statements of Condition

                                                                                     As of December 31,

(In thousands)                                                   2000          1999            1998          1997            1996
                                                           ------------   ------------   ------------   ------------   -----------
ASSETS
Cash and due from banks                                    $    726,051   $    663,696   $    667,707   $    463,151   $   492,368
                                                           ------------   ------------   ------------   ------------   -----------
Money market investments:
  Federal funds sold and securities purchased
    under agreements to resell                                1,057,320        931,123        910,430        802,803       778,597
  Time deposits with other banks                                 10,908         54,354         37,206          9,013        19,023
  Bankers' acceptances                                              390            517            262          2,274         2,656
                                                           ------------   ------------   ------------   ------------   -----------
                                                              1,068,618        985,994        947,898        814,090       800,276
                                                           ------------   ------------   ------------   ------------   -----------
Trading securities                                              153,073        236,610        318,727        222,303       292,150
Investment securities available-for-sale,
  at market value                                             8,704,478      7,324,950      7,020,396      5,239,005     3,415,934
Investment securities held-to-maturity, at amortized cost       356,177        299,312        226,134        408,993     1,197,066
Loans held-for-sale, at lower of cost or market                 823,901        619,298        644,159        265,204       255,129
                                                           ------------   ------------   ------------   ------------   -----------
Loans                                                        15,580,379     14,659,400     12,783,609     11,457,675     9,854,911
    Less- Unearned income                                       347,195        370,944        348,973        346,272       331,012
          Allowance for loan losses                             290,653        292,010        267,249        211,651       185,574
                                                           ------------   ------------   ------------   ------------   -----------
                                                             14,942,531     13,996,446     12,167,387     10,899,752     9,338,325
                                                           ------------   ------------   ------------   ------------   -----------
Premises and equipment                                          405,772        440,971        424,721        364,892       356,697
Other real estate                                                23,518         29,268         32,693         18,012         6,076
Customers' liabilities on acceptances                             1,647         12,041         15,937          1,801         3,100
Accrued income receivable                                       202,540        175,746        156,314        118,677        95,487
Other assets                                                    367,150        371,421        263,992        252,040       380,247
Intangible assets                                               281,595        304,786        274,292        232,587       131,248
                                                           ------------   ------------   ------------   ------------   -----------
                                                           $ 28,057,051   $ 25,460,539   $ 23,160,357   $ 19,300,507   $16,764,103
                                                           ============   ============   ============   ============   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing                                   $  3,109,885   $  3,284,949   $  3,176,309   $  2,546,836   $ 2,330,704
    Interest bearing                                         11,695,022     10,888,766     10,495,905      9,202,750     8,432,571
                                                           ------------   ------------   ------------   ------------   -----------
                                                             14,804,907     14,173,715     13,672,214     11,749,586    10,763,275
  Federal funds purchased and securities
    sold under agreements to repurchase                       4,964,115      4,414,480      4,076,500      2,723,329     1,875,465
  Other short-term borrowings                                 4,369,212      2,612,389      1,639,082      1,287,435     1,404,006
  Notes payable                                               1,176,912      1,852,599      1,307,160      1,403,696       986,713
  Senior debentures                                                                                                         30,000
  Acceptances outstanding                                         1,647         12,041         15,937          1,801         3,100
  Other liabilities                                             470,687        436,718        437,760        356,568       314,012
                                                           ------------   ------------   ------------   ------------   -----------
                                                             25,787,480     23,501,942     21,148,653     17,522,415    15,376,571
                                                           ------------   ------------   ------------   ------------   -----------
  Subordinated notes                                            125,000        125,000        125,000        125,000       125,000
                                                           ------------   ------------   ------------   ------------   -----------
  Preferred beneficial interest in Popular North
     America's junior subordinated deferrable interest
     debentures guaranteed by the Corporation                   150,000        150,000        150,000        150,000            --
                                                           ------------   ------------   ------------   ------------   -----------
Minority interest in consolidated subsidiaries                      927         22,611         27,591             --            --
                                                           ------------   ------------   ------------   ------------   -----------
Stockholders' equity:
  Preferred stock                                               100,000        100,000        100,000        100,000       100,000
  Common stock                                                  830,356        827,662        825,690        412,029       396,531
  Surplus                                                       260,984        243,855        216,795        602,023       496,582
  Retained earnings                                             865,082        694,301        530,481        395,253       267,719
  Treasury stock - at cost                                      (66,214)       (64,123)       (39,559)       (39,559)
  Accumulated other comprehensive income (loss),
    net of taxes                                                  3,436       (140,709)        75,706         33,346         1,700
                                                           ------------   ------------   ------------   ------------   -----------
                                                              1,993,644      1,660,986      1,709,113      1,503,092     1,262,532
                                                           ------------   ------------   ------------   ------------   -----------
                                                           $ 28,057,051   $ 25,460,539   $ 23,160,357   $ 19,300,507   $16,764,103
                                                           ============   ============   ============   ============   ===========

Statistical Summary 1996-2000
Statements of Income

                                                                                For the year ended December 31,
                                                       ------------------------------------------------------------------------
(In thousands, except per
  common share information)                               2000           1999             1998           1997           1996
                                                       ----------     -----------      ----------     ----------     ----------
INTEREST INCOME:
Loans                                                  $1,586,832     $ 1,373,158      $1,211,850     $1,080,408     $  924,076
Money market investments                                   62,356          33,434          36,781         33,923         46,697
Investment securities                                     486,198         425,907         385,473        358,736        280,610
Trading account securities                                 14,771          19,171          17,599         18,236         21,470
                                                       ----------     -----------      ----------     ----------     ----------
    Total interest income                               2,150,157       1,851,670       1,651,703      1,491,303      1,272,853
Less - Interest expense                                 1,167,396         897,932         778,691        707,348        591,540
                                                       ----------     -----------      ----------     ----------     ----------
    Net interest income                                   982,761         953,738         873,012        783,955        681,313
Provision for loan losses                                 194,640         148,948         137,213        110,607         88,839
                                                       ----------     -----------      ----------     ----------     ----------
    Net interest income after provision
      for loan losses                                     788,121         804,790         735,799        673,348        592,474
Gain on sale of investment securities                      11,201             638           8,933          2,268          3,094
Trading account profit (loss)                               2,230          (1,582)          3,653          3,934            108
All other operating income                                451,667         373,860         278,660        241,396        202,270
                                                       ----------     -----------      ----------     ----------     ----------
                                                        1,253,219       1,177,706       1,027,045        920,946        797,946
                                                       ----------     -----------      ----------     ----------     ----------
OPERATING EXPENSES:
Personnel costs                                           394,176         386,696         337,400        306,893        273,247
All other operating expenses                              483,295         450,786         382,954        330,027        268,672
                                                       ----------     -----------      ----------     ----------     ----------
                                                          877,471         837,482         720,354        636,920        541,919
                                                       ----------     -----------      ----------     ----------     ----------
Income before tax and minority interest                   375,748         340,224         306,691        284,026        256,027
Income tax                                                100,797          85,120          74,671         74,461         70,877
Net loss of minority interest                               1,152           2,454             328             --             --
                                                       ----------     -----------      ----------     ----------     ----------
NET INCOME                                             $  276,103     $   257,558      $  232,348     $  209,565     $  185,150
                                                       ==========     ===========      ==========     ==========     ==========
NET INCOME APPLICABLE TO COMMON STOCK                  $  267,753     $   249,208      $  223,998     $  201,215     $  176,800
                                                       ==========     ===========      ==========     ==========     ==========
NET INCOME PER COMMON SHARE (BASIC AND DILUTED)(*)     $     1.97     $      1.84      $     1.65     $     1.50     $     1.34
                                                       ==========     ===========      ==========     ==========     ==========
DIVIDENDS DECLARED PER COMMON SHARE                    $     0.64     $      0.60      $     0.50     $     0.40     $     0.35
                                                       ==========     ===========      ==========     ==========     ==========


(*) The average common shares used in the computation of earnings and cash dividend per common share were 135,907,476 for 2000; 135,585,634 for 1999; 135,532,086 for 1998; 134,036,964 for 1997; and 132,044,624 for
         1996.

Statistical Summary 1996-2000
Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis(*)
(Dollars in thousands)

                                                                        2000                                    1999
                                                     --------------------------------------    ------------------------------------
                                                        AVERAGE                     AVERAGE      Average                    Average
                                                        BALANCE       INTEREST       RATE        Balance       Interest      Rate
                                                     -----------     -----------    -------    -----------    ----------    -------
 ASSETS
 Interest earning assets:
   Federal funds sold and securities purchased
    under agreements to resell                       $   914,604     $    61,238      6.70%    $   536,905    $   24,470      4.56%
   Time deposits with other banks                         17,723           1,062      5.99         143,685         8,912      6.20
   Bankers' acceptances                                      559              56     10.02             516            52     10.08
                                                     -----------     -----------     -----     -----------    ----------     -----
    Total money market investments                       932,886          62,356      6.68         681,106        33,434      4.91
                                                     -----------     -----------     -----     -----------    ----------     -----
   U.S. Treasury securities                            1,762,129         115,801      6.57       2,479,828       169,683      6.84

   Obligations of other U.S. Government
    agencies and corporations                          3,958,406         288,214      7.28       3,028,577       200,649      6.63
   Obligations of Puerto Rico, States and
    political subdivisions                               126,768           8,398      6.62         138,184         9,100      6.59
   Collateralized mortgage obligations and
    mortgage-backed securities                         1,838,016         107,959      5.87       1,246,582        92,960      7.46
   Other                                                 260,143          24,236      9.32         455,488        26,654      5.85
                                                     -----------     -----------     -----     -----------    ----------     -----

       Total investment securities                     7,945,462         544,608      6.85       7,348,659       499,046      6.79
                                                     -----------     -----------     -----     -----------    ----------     -----

   Trading account securities                            213,131          15,624      7.33         313,904        20,584      6.56
                                                     -----------     -----------     -----     -----------    ----------     -----
   Loans (net of unearned income)                     15,801,887       1,597,116     10.11      13,901,290     1,380,330      9.93
                                                     -----------     -----------     -----     -----------    ----------     -----
       Total interest earning assets/
         Interest income                              24,893,366     $ 2,219,704      8.92%     22,244,959    $1,933,394      8.69%
                                                     -----------     -----------     -----     -----------    ----------     -----
       Total non-interest earning assets               1,676,389                                 1,561,413
                                                     -----------                               -----------
 TOTAL ASSETS                                        $26,569,755                               $23,806,372
                                                     ===========                               ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Interest bearing liabilities:
   Savings and NOW accounts                          $ 5,924,690     $   184,018      3.11%    $ 5,877,976    $  173,946      2.96%
   Other time deposits                                 5,548,509         345,355      6.22       4,874,480       278,269      5.71
   Short-term borrowings                               7,781,030         508,029      6.53       5,992,445       317,646      5.30
   Mortgages and notes payable                         1,618,517         108,572      6.71       1,558,410       106,639      6.84
   Subordinated notes                                    125,000           8,545      6.84         125,000         8,555      6.84
   Guaranteed preferred beneficial interest in
   Popular North America's subordinated
    debentures                                           150,000          12,877      8.58         150,000        12,877      8.58
                                                     -----------     -----------     -----     -----------    ----------     -----
    Total interest bearing liabilities/
         Interest expense                             21,147,746       1,167,396      5.52      18,578,311       897,932      4.83
                                                     -----------     -----------     -----     -----------    ----------     -----
       Total non-interest bearing liabilities          3,537,484                                 3,515,269
                                                     -----------                               -----------
       Total liabilities                              24,685,230                                22,093,580
                                                     -----------                               -----------
 Stockholders' equity                                  1,884,525                                 1,712,792
                                                     -----------                               -----------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $26,569,755                              $23,806,372
                                                     ===========                               ===========

 Net interest income on a taxable
   equivalent basis                                                  $ 1,052,308                              $1,035,462
                                                                     -----------                              ----------
 Cost of funding earning assets                                                       4.69%                                   4.04%
                                                                                     -----                                   -----
 Net interest yield                                                                   4.23%                                   4.65%
                                                                                     =====                                   =====

   Effect of the taxable equivalent adjustment                            69,547                                  81,724
                                                                     -----------                              ----------
 Net interest income per books                                       $   982,761                              $  953,738
                                                                     ===========                              ==========

(*) Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance as required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis. Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation's policy.

                    1998                                     1997                                     1996
---------------------------------------    -------------------------------------     --------------------------------------
  Average                       Average      Average                     Average       Average                      Average
  Balance         Interest       Rate        Balance       Interest       Rate         Balance      Interest         Rate
-----------     -----------     -------    -----------    ----------     -------     -----------   ----------       -------
$   670,072     $    31,814       4.75%    $   595,715    $   31,504       5.29%    $   878,138    $   45,704         5.20%
     82,935           4,889       5.89          34,271         2,181       6.36          12,562           770         6.13
        778              78      10.03           2,463           238       9.66           2,202           223        10.13
-----------     -----------      -----     -----------    ----------     ------     -----------    ----------        -----
    753,785          36,781       4.88         632,449        33,923       5.36         892,902        46,697         5.23
-----------     -----------      -----     -----------    ----------     ------     -----------    ----------        -----
  3,227,375         231,837       7.18       3,553,347       249,739       7.03       3,198,912       222,520         6.96

  1,477,168         111,332       7.54         967,973        69,709       7.20         531,711        34,725         6.53

    136,824           9,272       6.78         141,625         9,716       6.86         231,363        11,224         4.85

  1,318,097          81,970       6.22       1,150,214        72,245       6.28         772,278        46,434         6.01
    130,861          14,015      10.71         114,201         7,718       6.76          95,985         5,483         5.71
-----------     -----------      -----     -----------    ----------     ------     -----------    ----------        -----

  6,290,325         448,426       7.13       5,927,360       409,127       6.90       4,830,249       320,386         6.63
-----------     -----------      -----     -----------    ----------     ------     -----------    ----------        -----

    287,218          18,943       6.60         301,618        19,770       6.55         372,196        23,004         6.18
-----------     -----------      -----     -----------    ----------     ------     -----------    ----------        -----
 11,930,621       1,218,849      10.22      10,548,207     1,087,466      10.31       9,210,964       930,891        10.11
-----------     -----------      -----     -----------    ----------     ------     -----------    ----------        -----

 19,261,949     $ 1,722,999       8.95%     17,409,634    $1,550,286       8.90%     15,306,311    $1,320,978         8.63%
-----------     -----------      -----     -----------    ----------     ------     -----------    ----------        -----
  1,170,433                                  1,009,510                                  994,771
-----------                                -----------                              -----------
$20,432,382                                $18,419,144                              $16,301,082
===========                                ===========                              ===========
$ 5,221,132     $   163,805       3.14%    $ 4,674,577    $  147,321       3.15%    $ 4,244,625    $  131,499         3.10%
  4,437,193         247,687       5.58       4,023,313       219,207       5.45       4,163,416       218,722         5.25
  4,622,549         251,724       5.45       4,280,900       237,738       5.55       3,464,892       184,682         5.33
  1,371,372          93,846       6.84       1,345,650        83,936       6.24         757,604        46,417         6.13
    125,000           8,555       6.84         125,000         8,558       6.85         147,951        10,220         6.91

    150,000          13,074       8.72         122,877        10,588       8.62
-----------     -----------      -----     -----------    ----------     ------     -----------    ----------        -----

 15,927,246         778,691       4.89      14,572,317       707,348       4.85      12,778,488       591,540         4.63
-----------     -----------      -----     -----------    ----------     ------     -----------    ----------        -----
  2,951,878                                  2,475,843                                2,329,088
-----------                                -----------                              -----------
 18,879,124                                 17,048,160                               15,107,576
-----------                                -----------                              -----------
  1,553,258                                  1,370,984                                1,193,506
-----------                                -----------                              -----------
$20,432,382                                $18,419,144                              $16,301,082
===========                                ===========                              ===========
                $   944,308                               $  842,938                               $  729,438
                -----------                               ----------                               ----------
                                  4.04%                                    4.06%                                      3.86%
                                  ----                                     ----                                       ----
                                  4.91%                                    4.84%                                      4.77%
                                  ====                                     ====                                       ====
                     71,296                                   58,983                                   48,125
                -----------                               ----------                               ----------
                $   873,012                               $  783,955                               $  681,313
                ===========                               ==========                               ==========

Statistical Summary 1999-2000
Quarterly Financial Data

                                                     2000                                             1999
                                 --------------------------------------------   ---------------------------------------------
(In thousands, except per         FOURTH       THIRD      SECOND      FIRST     Fourth         Third       Second      First
 common share information)        QUARTER     QUARTER     QUARTER    QUARTER    Quarter       Quarter      Quarter    Quarter
--------------------------       --------    --------    --------    --------   -------      --------     --------   --------
SUMMARY OF OPERATIONS
Interest income                  $558,408    $561,174    $524,774    $505,801  $485,542      $468,532     $453,401   $444,195
Interest expense                  312,659     312,318     278,858     263,561   245,686       229,740      214,550    207,956
                                 --------    --------    --------    --------   -------      --------     --------   --------
Net interest income               245,749     248,856     245,916     242,240   239,856       238,792      238,851    236,239
Provision for loan
  losses                           46,242      49,666      48,719      50,013    39,466        37,080       36,631     35,771
Non-interest income               121,900     120,579     108,956     102,462   102,047        96,984       86,640     86,607
Gain (loss) on sale of
  investment securities            (2,539)        147         329      13,264      (137)           39          286        450
Non-interest expense              210,691     220,904     219,372     226,504   215,670       214,704      205,217    201,891
                                 --------    --------    --------    --------   -------      --------     --------   --------
Income before income
  tax and minority interest       108,177      99,012      87,110      81,449    86,630        84,031       83,929     85,634
Income tax                         32,695      27,662      21,684      18,756    21,497        20,887       20,334     22,402
Net loss (gain) of minority
  interest                             17         (58)       (303)      1,496       574         1,066          382        432
                                 --------    --------    --------    --------   -------      --------     --------   --------
Net income                       $ 75,499    $ 71,292    $ 65,123    $ 64,189   $65,707      $ 64,210     $ 63,977   $ 63,664
                                 ========    ========    ========    ========   =======      ========     ========   ========
Net income applicable
  to common stock                $ 73,410    $ 69,205    $ 63,036    $ 62,102   $63,618      $ 62,123     $ 61,890   $ 61,577
                                 ========    ========    ========    ========   =======      ========     ========   ========
 Net income per
    common share                 $   0.54    $   0.51    $   0.46    $   0.46   $  0.47      $   0.46     $   0.46   $   0.45
                                 --------    --------    --------    --------   -------      --------     --------   --------
SELECTED AVERAGE BALANCES
(In millions)
Total assets                     $ 27,599    $ 27,271    $ 25,972    $ 25,467   $24,733      $ 24,115     $ 23,655   $ 22,696
Loans                              16,223      16,309      15,681      15,028    14,573        14,132       13,681     13,201
Interest earning assets            25,953      25,553      24,337      23,757    23,060        22,546       22,092     21,258
Deposits                           14,706      14,770      14,422      14,148    13,965        13,802       13,816     13,578
Interest bearing liabilities       22,108      21,821      20,565      20,100    19,388        18,889       18,397     17,589
                                 --------    --------    --------    --------   -------      --------     --------   --------
SELECTED RATIOS
Return on assets                     1.09%       1.04%       1.01%       1.01%     1.05%         1.06%        1.08%      1.14%
Return on equity                    15.72       15.24       14.43       14.57     15.06         15.23        15.53      16.03

Report of Independent Accountants

[PRICEWATERHOUSECOOPERS LOGO]


                  To the Board of Directors and Stockholders of Popular, Inc.

                  In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accor-dance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  /s/ PRICEWATERHOUSECOOPERS LLP
                  San Juan, Puerto Rico
                  February 19, 2001

                  Stamp 1678244 of the P.R.
                  Society of Certified Public
                  Accountants has been affixed
                  to the file copy of this report.

Consolidated Statements of Condition

                                                                                                                December 31,
                                                                                                      -----------------------------
(In thousands, except per share information)                                                               2000             1999
--------------------------------------------                                                          ------------     ------------
ASSETS
Cash and due from banks                                                                               $    726,051     $    663,696
                                                                                                      ------------     ------------
Money market investments:
   Federal funds sold and securities purchased under
     agreements to resell                                                                                1,057,320          931,123
   Time deposits with other banks                                                                           10,908           54,354
   Bankers' acceptances                                                                                        390              517
                                                                                                      ------------     ------------
                                                                                                         1,068,618          985,994
                                                                                                      ------------     ------------
Trading securities, at market value:
   Pledged securities with creditors' right to repledge                                                    124,016          170,291
   Other trading securities                                                                                 29,057           66,319
Investment securities available-for-sale, at market value:
   Pledged securities with creditors' right to repledge                                                  3,657,729        3,848,108
   Other securities available-for-sale                                                                   5,046,749        3,476,842
Investment securities held-to-maturity, at amortized cost (market value $350,018; 1999 - $295,075)         356,177          299,312
Loans held-for-sale, at lower of cost or market                                                            823,901          619,298
                                                                                                      ------------     ------------
Loans                                                                                                   15,580,379       14,659,400
   Less -  Unearned income                                                                                 347,195          370,944
           Allowance for loan losses                                                                       290,653          292,010
                                                                                                      ------------     ------------
                                                                                                        14,942,531       13,996,446
                                                                                                      ------------     ------------
Premises and equipment                                                                                     405,772          440,971
Other real estate                                                                                           23,518           29,268
Customers' liabilities on acceptances                                                                        1,647           12,041
Accrued income receivable                                                                                  202,540          175,746
Other assets                                                                                               367,150          371,421
Intangible assets                                                                                          281,595          304,786
                                                                                                      ------------     ------------
                                                                                                      $ 28,057,051     $ 25,460,539
                                                                                                      ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits:
     Non-interest bearing                                                                             $  3,109,885     $  3,284,949
     Interest bearing                                                                                   11,695,022       10,888,766
                                                                                                      ------------     ------------
                                                                                                        14,804,907       14,173,715
   Federal funds purchased and securities sold under agreements to repurchase                            4,964,115        4,414,480
   Other short-term borrowings                                                                           4,369,212        2,612,389
   Notes payable                                                                                         1,176,912        1,852,599
   Acceptances outstanding                                                                                   1,647           12,041
   Other liabilities                                                                                       470,687          436,718
                                                                                                      ------------     ------------
                                                                                                        25,787,480       23,501,942
                                                                                                      ------------     ------------
   Subordinated notes                                                                                      125,000          125,000
                                                                                                      ------------     ------------
   Preferred beneficial interest in Popular North America's junior subordinated
     deferrable interest debentures guaranteed by the Corporation                                          150,000          150,000
                                                                                                      ------------     ------------
   Commitments and contingencies
Minority interest in consolidated subsidiaries                                                                 927           22,611
                                                                                                      ------------     ------------
Stockholders' equity:
   Preferred stock, $25 liquidation value; 10,000,000 shares authorized;
     4,000,000 issued and outstanding                                                                      100,000          100,000
   Common stock, $6 par value; 180,000,000 shares authorized;
     138,392,822 shares issued (1999 - 137,943,619) and 135,998,617 shares
     outstanding (1999 - 135,654,292)                                                                      830,356          827,662
   Surplus                                                                                                 260,984          243,855
   Retained earnings                                                                                       865,082          694,301
   Accumulated other comprehensive income (loss),
     net of tax of $1,683 (1999 - ($35,993))                                                                 3,436         (140,709)
   Treasury stock - at cost, 2,394,205 shares (1999 - 2,289,327)                                           (66,214)         (64,123)
                                                                                                      ------------     ------------
                                                                                                         1,993,644        1,660,986
                                                                                                      ------------     ------------
                                                                                                      $ 28,057,051     $ 25,460,539
                                                                                                      ============     ============

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income

                                                                       Year ended December 31,
                                                           ------------------------------------------------
(In thousands, except per share information)                  2000              1999                 1998
                                                           ----------        -----------         ----------
INTEREST INCOME:
  Loans                                                    $1,586,832        $ 1,373,158         $1,211,850
  Money market investments                                     62,356             33,434             36,781
  Investment securities                                       486,198            425,907            385,473
  Trading securities                                           14,771             19,171             17,599
                                                           ----------        -----------         ----------
                                                            2,150,157          1,851,670          1,651,703
                                                           ----------        -----------         ----------
INTEREST EXPENSE:
  Deposits                                                    529,373            452,215            411,492
  Short-term borrowings                                       508,029            317,646            251,724
  Long-term debt                                              129,994            128,071            115,475
                                                           ----------        -----------         ----------
                                                            1,167,396            897,932            778,691
                                                           ----------        -----------         ----------
Net interest income                                           982,761            953,738            873,012
Provision for loan losses                                     194,640            148,948            137,213
                                                           ----------        -----------         ----------
Net interest income after provision for loan losses           788,121            804,790            735,799
Service charges on deposit accounts                           125,519            118,187            103,732
Other service fees                                            217,034            169,727            116,575
Gain on sale of investment securities                          11,201                638              8,933
Trading account profit (loss)                                   2,230             (1,582)             3,653
Other operating income                                        109,114             85,946             58,353
                                                           ----------        -----------         ----------
                                                            1,253,219          1,177,706          1,027,045
                                                           ----------        -----------         ----------
OPERATING EXPENSES:
  Personnel costs:
   Salaries                                                   306,529            289,995            247,590
   Profit sharing                                              18,913             23,881            22, 067
   Pension and other benefits                                  68,734             72,820             67,743
                                                           ----------        -----------         ----------
                                                              394,176            386,696            337,400
  Net occupancy expenses                                       67,720             60,814             48,607
  Equipment expenses                                           98,022             88,334             75,302
  Other taxes                                                  34,125             33,290             32,191
  Professional fees                                            65,889             67,955             58,087
  Communications                                               45,689             43,146             36,941
  Business promotion                                           46,791             45,938             39,376
  Printing and supplies                                        20,828             20,709             17,604
  Other operating expenses                                     69,673             58,812             46,986
  Amortization of intangibles                                  34,558             31,788             27,860
                                                           ----------        -----------         ----------
                                                              877,471            837,482            720,354
                                                           ----------        -----------         ----------
Income before income tax and minority interest                375,748            340,224            306,691
Income tax                                                    100,797             85,120             74,671
Net loss of minority interest                                   1,152              2,454                328

NET INCOME                                                 $  276,103        $   257,558         $  232,348
                                                           ==========        ===========         ==========

NET INCOME APPLICABLE TO COMMON STOCK                      $  267,753        $   249,208         $  223,998
                                                           ==========        ===========         ==========

NET INCOME PER COMMON SHARE (BASIC AND DILUTED)            $     1.97        $      1.84         $     1.65
                                                           ==========        ===========         ==========

DIVIDENDS DECLARED PER COMMON SHARE                        $     0.64        $      0.60         $     0.50
                                                           ==========        ===========         ==========

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

                                                                                              Year ended December 31,
                                                                              ----------------------------------------------------
(In thousands)                                                                    2000                1999                1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                  $   276,103         $   257,558         $    232,348
                                                                              -----------         -----------         ------------
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization of premises and equipment                      76,848              71,320               62,649
      Provision for loan losses                                                   194,640             148,948              137,213
      Net amortization of intangibles                                              34,558              31,788               27,860
      Net gain on sale of investment securities available-for-sale                (11,201)               (638)              (8,933)
      Net loss on disposition of premises and equipment                               210                 365                  167
      Net gain on sale of loans                                                    (7,935)             (2,717)              (2,265)
      Net amortization of premiums and accretion of discounts
         on investments                                                               920               6,878                2,945
      Net (increase) decrease in loans held-for-sale                             (204,603)             26,818             (378,955)
      Net amortization of deferred loan origination fees and costs                 (5,265)               (713)              (2,399)
      Net decrease (increase) in trading securities                                83,537              82,117              (96,424)
      Net increase in accrued income receivable                                   (32,526)            (19,414)             (35,933)
      Net (increase) decrease in other assets                                     (29,116)            (38,201)              70,005
      Net increase in interest payable                                             24,901              18,592               10,138
      Net decrease in current and deferred taxes                                  (11,234)            (50,987)             (10,546)
      Net increase in postretirement benefit obligation                             3,844               9,708                9,254
      Net increase in other liabilities                                            18,625              28,423               11,190
                                                                              -----------         -----------         ------------
    Total adjustments                                                             136,203             312,287             (204,034)
                                                                              -----------         -----------         ------------
    Net cash provided by operating activities                                     412,306             569,845               28,314
                                                                              -----------         -----------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in money market investments                                       (113,403)            (38,096)             (26,726)
  Purchases of investment securities held-to-maturity                          (5,517,411)         (6,070,728)         (11,713,516)
  Maturities and redemptions of investment securities held-to-maturity          5,458,897           6,095,690           11,893,268
  Purchases of investment securities available-for-sale                        (4,797,570)         (6,305,513)          (5,372,719)
  Maturities of investment securities available-for-sale                        2,784,494           5,467,356            2,815,884
  Proceeds from sales of investment securities available-for-sale                 818,955             168,337              923,409
  Net disbursements on loans                                                   (1,850,576)         (2,943,301)          (1,585,069)
  Proceeds from sale of loans                                                   1,024,637             920,421              740,462
  Acquisition of loan portfolios                                                 (589,178)             (5,945)             (62,247)
  Assets acquired, net of cash                                                     (8,453)             (1,718)             (17,168)
  Acquisition of premises and equipment                                           (75,147)           (108,428)            (103,577)
  Proceeds from sale of premises and equipment                                     11,631              24,923               16,630
  Cash transferred due to sale of investment in subsidiary                        (46,899)
                                                                              -----------         -----------         ------------
    Net cash used in investing activities                                      (2,900,023)         (2,797,002)          (2,491,369)
                                                                              -----------         -----------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                                        926,171             501,501            1,189,771
  Net deposits acquired                                                                                                     36,297
  Net increase in federal funds purchased and
    securities sold under agreements to repurchase                                549,635             337,980            1,353,171
  Net increase in other short-term borrowings                                   1,794,575             972,474              295,281
  Proceeds from issuance of notes payable                                         291,819             789,436              176,986
  Payment of notes payable                                                       (924,563)           (246,701)            (319,307)
  Dividends paid                                                                  (95,297)            (87,012)             (72,021)
  Proceeds from issuance of common stock                                            9,823               9,387                7,433
  Treasury stock acquired                                                          (2,091)            (53,919)
                                                                              -----------         -----------         ------------
    Net cash provided by financing activities                                   2,550,072           2,223,146            2,667,611
                                                                              -----------         -----------         ------------
Net increase (decrease) in cash and due from banks                                 62,355              (4,011)             204,556
Cash and due from banks at beginning of year                                      663,696             667,707              463,151
                                                                              -----------         -----------         ------------
Cash and due from banks at end of year                                        $   726,051         $   663,696         $    667,707
                                                                              ===========         ===========         ============

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in  Stockholders' Equity

                                                                      Year ended December 31,
                                                           -------------------------------------------------
(In thousands)                                                 2000              1999               1998
                                                           ----------        -----------         ----------
PREFERRED STOCK:
  Balance at beginning and end of year                     $  100,000        $   100,000         $  100,000
                                                           ----------        -----------         ----------
COMMON STOCK:
  Balance at beginning of year                                827,662            825,690            412,029
  Transfer from surplus resulting from stock split                                                  412,426
  Common stock issued under Dividend
    Reinvestment Plan                                           2,694              1,972              1,235
                                                           ----------        -----------         ----------
             Balance at end of year                           830,356            827,662            825,690
                                                           ----------        -----------         ----------
SURPLUS:
  Balance at beginning of year                                243,855            216,795            602,023
  Common stock issued under
    Dividend Reinvestment Plan                                  7,129              7,415              6,198
  Transfer to common stock resulting from
    stock split                                                                                    (412,426)
  Treasury stock issued for acquisition                                           15,645
  Transfer from retained earnings                              10,000              4,000             21,000
                                                           ----------        -----------         ----------
             Balance at end of year                           260,984            243,855            216,795
                                                           ----------        -----------         ----------
RETAINED EARNINGS:
  Balance at beginning of year                                694,301            530,481            395,253
  Net income                                                  276,103            257,558            232,348
  Cash dividends declared on common stock                     (86,972)           (81,388)           (67,770)
  Cash dividends declared on preferred stock                   (8,350)            (8,350)            (8,350)
  Transfer to surplus                                         (10,000)            (4,000)           (21,000)
                                                           ----------        -----------         ----------
             Balance at end of year                           865,082            694,301            530,481
                                                           ----------        -----------         ----------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
  Balance at beginning of year                               (140,709)            75,706             33,346
  Other comprehensive income (loss), net of taxes             144,145           (216,415)            42,360
                                                           ----------        -----------         ----------
             Balance at end of year                             3,436           (140,709)            75,706
                                                           ----------        -----------         ----------
TREASURY STOCK - AT COST:
  Balance at beginning of year                                (64,123)           (39,559)           (39,559)
  Purchase of common stock                                     (2,091)           (53,919)
  Treasury stock issued in acquisitions                                           29,355
                                                           ----------        -----------         ----------
             Balance at end of year                           (66,214)           (64,123)           (39,559)
                                                           ----------        -----------         ----------
Total stockholders' equity                                 $1,993,644        $ 1,660,986         $1,709,113
                                                           ==========        ===========         ==========

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Income

                                                                                             Year ended December 31,
                                                                              ----------------------------------------------------

(In thousands)                                                                    2000                1999                1998
                                                                              -----------         -----------         ------------

Net income                                                                    $   276,103         $   257,558         $    232,348
                                                                              -----------         -----------         ------------

Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustment                                          (1,297)             (1,050)                (215)
  Less: reclassification adjustment for foreign currency translation
   loss realized upon the sale of investment in a foreign entity                   (1,678)
  Unrealized gains (losses) on securities:
   Unrealized holding gains (losses) arising during the period,
     net of tax of $40,042 (1999 - ($61,064); 1998 - $15,721)                     153,280            (215,140)              49,826
   Less: reclassification adjustment for gains or losses included
     in net income, net of tax of $2,366 (1999 - $106; 1998 - $1,727)               9,516                 225                7,251
                                                                              -----------         -----------         ------------
  Total other comprehensive income (loss), net of tax                             144,145            (216,415)              42,360
                                                                              -----------         -----------         ------------

  Comprehensive income                                                        $   420,248         $    41,143         $    274,708
                                                                              ===========         ===========         ============

Disclosure of accumulated other comprehensive income (loss):

                                                                                               Year ended December 31,
                                                                              ----------------------------------------------------
(In thousands)                                                                   2000                1999                1998
                                                                              -----------         -----------         ------------
Foreign currency translation adjustment                                       $      (884)        $    (1,265)        $       (215)
                                                                              -----------         -----------         ------------
Unrealized gains (losses) on securities                                             4,320            (139,444)              75,921
                                                                              -----------         -----------         ------------
Accumulated other comprehensive income (loss)                                 $     3,436         $  (140,709)        $     75,706
                                                                              ===========         ===========         ============

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of Popular, Inc. and its subsidiaries (the Corporation) conform with generally accepted accounting principles and with general practices within the financial industry. The following is a description of the most significant of these policies:

Nature of operations

Popular, Inc. is a bank holding company offering a full range of financial services through banking offices in Puerto Rico, the United States and the U.S. and British Virgin Islands. The Corporation is also engaged in mortgage and consumer finance, lease financing, investment banking and broker/dealer activities, retail financial services and information technology, ATM and data processing services through its non-banking subsidiaries in Puerto Rico, the United States and the Caribbean and Central America. Furthermore, effective July 1, 2000, the Corporation entered into the insurance business through the creation of Banco Popular, National Association and its subsidiary Popular Insurance, Inc. Note 30 to the consolidated financial statements presents further information about the Corporation's business segments.

         As part of a merger agreement between Banco Fiduciario (BF) and another local financial institution in the Dominican Republic, the Corporation sold its 57% ownership interest in BF on August 24, 2000. The Corporation retained an option to acquire a minority interest in the resulting new financial institution.

Principles of consolidation

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

Trading securities

The Corporation utilizes financial instruments, including, to a limited extent, derivatives such as interest rate futures and options contracts, in trading activities and are carried at market value. Realized and unrealized changes in market values are recorded separately in the trading profit or loss account in the period in which the changes occur. Interest revenue and expense arising from trading instruments are included in the income statement as part of net interest income rather than in the trading profit or loss account.

         Securities sold but not yet purchased, which represent the Corporation's obligation to deliver securities sold which were not owned at the time of sale, are recorded at market value.

Investment securities

Investment securities are classified in three categories and accounted for as follows:

- Debt securities that the Corporation has the intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock, is also included in this category.

- Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

- Debt and equity securities not classified as either securities held-to-maturity or trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income.

         The amortization of premiums is deducted and the accretion of discounts is added to interest income based on a method which approximates the interest method over the outstanding period of the related securities. The cost of securities sold is determined by specific identification. Net realized gains or losses on sales of investment securities and unrealized loss valuation adjustments considered other than temporary, if any, on securities available-for-sale and held-to maturity are reported separately in the statement of income.

         In 1999, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement requires that an entity engaged in mortgage banking activities classify the mortgage-backed securities or other retained interests resulting from the securitization of mortgage loans held-for-sale, based on its ability and intent to sell or hold those investments, in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." During 1999, the Corporation reclassified $150,740,000 in securities held for trading to the available-for-sale and held-to-maturity categories based on the adoption provisions of SFAS No. 134.

Risk management instruments

The Corporation occasionally uses derivative financial instruments, such as interest rate caps and swaps, in the management of its interest rate exposure. These instruments are accounted for primarily on an accrual basis. Under the accrual method, interest income or expense on the derivative contract is accrued and there is no recognition of unrealized gains and losses on the derivative instrument. Premiums or discounts on option contracts are amortized to interest income or interest expense over the life of such contracts. Income and expenses arising from the instruments are recorded in the category appropriate to the related asset or liability.

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

         During 2000 the Corporation adopted the revised Uniform Retail Credit Classification and Account Management Policy issued by the Federal Financial Institutions Examination Council (FFIEC) in 1999. Based on the revised policy, unsecured retail loans to borrowers who declare bankruptcy are charged-off within 60 days of receipt of notification of filing from the bankruptcy court, or within the charge-off time frames adopted in the classification policy, whichever is shorter. The revised policy details criteria that must be met before the Corporation may consider a delinquent open-end loan current, such as the process of account re-aging, extension and deferral. The adoption of the revisions to this policy did not have a material effect on the consolidated financial statements of the Corporation.

Lease financing

The Corporation leases passenger and commercial vehicles and equipment to individual and corporate customers. The finance method of accounting is used to recognize revenue on lease contracts that meet the criteria specified in SFAS No. 13, "Accounting for Leases", as amended. Aggregate rentals due over the term of the leases less unearned income are included in finance lease contracts receivable. Unearned income is amortized using a method which results in approximate level rates of return on the principal amounts outstanding. Finance lease origination fees and costs are deferred and amortized over the average life of the portfolio as an adjustment to the yield.

         Revenue for other leases is recognized as it becomes due under the terms of the agreement.

Allowance for loan losses

The Corporation follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses to provide for inherent losses in the loan portfolio. This methodology includes the consideration of factors such as current economic conditions, portfolio risk characteristics, prior loss experience, results of periodic credit reviews of individual loans and financial accounting standards. The provision for loan losses charged to current operations is based on such methodology. Loan losses are charged and recoveries are credited to the allowance for loan losses.

         The Corporation has defined impaired loans as loans with interest and/or principal past due 90 days or more and other specific loans for which, based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective rate, on the observable market price of the loan or on the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment based on past experience adjusted for current conditions. Larger balance commercial loans are evaluated on a loan-by-loan basis. Once a specific measurement methodology is chosen, it is consistently applied unless there is a significant change in the financial position of the borrower. Impaired loans for which the discounted cash flows, collateral value or market price is less than its carrying value requires an allowance. The allowance for impaired loans is part of the Corporation's overall allowance for loan losses.

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

Servicing assets

Servicing asset, an intangible asset, represents the cost of acquiring the contractual right to service loans for others. Loan servicing fees, which are based on a percentage of the principal balances of the loans serviced, are credited to income as loan payments are collected.

         The Corporation recognizes as separate assets the rights to service loans for others, whether those servicing assets are originated or purchased. The total cost of loans to be sold with servicing assets retained is allocated to the servicing assets and the loans (without the servicing asset), based on their relative fair values. Servicing assets are amortized in proportion to and over the period of estimated net servicing income. In addition, the Corporation assesses capitalized servicing assets for impairment based on the fair value of those assets.

         To estimate the fair value of servicing assets the Corporation considers prices for similar assets and the present value of expected future cash flows associated with the servicing assets calculated using assumptions that market participants would use in estimating future servicing income and expense, including, discount rates, anticipated prepayment and credit loss rates. For purposes of evaluating and measuring impairment of capitalized servicing assets, the Corporation stratifies such assets based on predominant risk characteristics of underlying loans, such as loan type, rate and term. The amount of impairment recognized, if any, is the amount by which the capitalized servicing assets per stratum exceed its estimated fair value. Impairment is recognized through a valuation allowance with changes included in net income for the period in which the change occurs.

Interest-only securities

The Corporation periodically sells residential mortgage loans to a qualifying special-purpose entity (SPE), which in turn issue asset-based securities to investors. The Corporation retains an interest in the loans sold in the form of a residual or interest-only security and may also retain other subordinated interests in the receivables sold to the SPE. The residual or interest-only security represents the present value of future excess cash flows resulting from the difference between the finance charge income received from the obligors on the loans and the interest paid to the investors in the assets-backed securities, net of credit losses, servicing fees and other expenses. In the course of business the Corporation also acquires interest-only securities in the secondary market. The interest-only securities are classified as available-for-sale securities and are measured at fair value. Factors considered in the valuation model for calculating the fair value of these subordinated interests are market discount rates, anticipated prepayment and loss rates on the underlying assets.

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

Intangible assets

Intangible assets consist of goodwill and other identifiable intangible assets, mainly core deposits and servicing rights. The values of core deposits and credit customer relationships are amortized using various methods over the periods benefited, which range from 4 to 10 years. Goodwill represents the excess of the Corporation's cost of purchased operations over the fair value of the net assets acquired and is amortized on the straight-line basis over 15 years.

Securities sold/purchased under agreements to repurchase/resell

Repurchase and resell agreements are treated as financing transactions and are carried at the amounts at which the securities will be reacquired or resold as specified in the respective agreements.

   It is the Corporation's policy to take possession of securities purchased under resell agreements. However, the counterparties to such agreements maintain effective control over such securities, accordingly, they are not reflected in the Corporation's statement of condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral where deemed appropriate.

         It is the Corporation's policy to maintain effective control over securities sold under agreements to repurchase, accordingly, such securities continue to be carried on the statement of condition.

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

Employees' retirement and other postretirement benefit plans

Banco Popular de Puerto Rico (BPPR) and Banco Popular North America (BPNA) have trusteed, noncontributory retirement and other benefit plans covering substantially all full-time employees. Pension costs are computed on the basis of accepted actuarial methods and are charged to current operations. Net pension costs are based on various actuarial assumptions regarding future experience under the plan, which include costs for services rendered during the period, interest costs and return on plan assets, as well as deferral and amortization of certain items such as actuarial gains or losses. The funding policy is to contribute to the plan as necessary to provide for services to date and for those expected to be earned in the future. To the extent that these requirements are fully covered by assets in the plan, a contribution may not be made in a particular year.

         BPPR also provides certain health and life insurance benefits for eligible retirees and their dependents. The cost of postretirement benefits, which is determined based on actuarial assumptions and estimates of the costs of providing these benefits in the future, is accrued during the years that the employee renders the required service.

Stock compensation

BPPR provides a stock-based compensation plan for its Senior Management. It is a three-year incentive plan under which shares of common stock of the Corporation are granted if long-term corporate performance and objectives are met. SFAS No. 123, "Accounting for Stock-Based Compensation" established a fair value based method of accounting for stock-based compensation plans and encourages entities to adopt that method of accounting for their employee stock compensation plans. This pronouncement also allows an entity to continue to measure compensation cost for those plans based on APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and disclose the pro forma net income and net income per share as if the fair value method had been applied in measuring cost. Compensation cost is determined based on the market value of the stock as required by the variable accounting provisions of APB 25 and is recognized when probable, based on the best estimate of the outcome of the performance condition. For this compensation plan, the accounting under APB 25 and SFAS 123 is the same. Therefore, no additional disclosures are necessary as required by SFAS 123.

Transfers and servicing of financial assets and extinguishment of liabilities

After a transfer of financial assets, the Corporation recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

Comprehensive income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. The presentation of comprehensive income is included in a separate statement of comprehensive income.

Earnings per common share

Earnings per common share are computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares of the Corporation outstanding during the year. No dilutive potential common shares were outstanding during the years ended December 31, 2000, 1999 and 1998. Accordingly, there is no difference between basic and diluted earnings per share.

Statement of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

Reclassifications

Certain reclassifications have been made to the 1999 and 1998 consolidated financial statements to conform with the 2000 presentation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS AND REGULATIONS

Accounting for derivative instruments and hedging activities

In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" - an Amendment of FASB Statement No. 133." This statement addresses a limited number of issues causing implementation difficulties for numerous entities required to apply SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 and SFAS 138 establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statements require recognition of all derivatives as either assets or liabilities in the statement of condition measured at fair value. They also establish unique accounting treatment for the following three different types of hedges: fair value hedges, cash flow hedges and foreign currency hedges. The accounting for each of the three types of hedges results in recognizing offsetting changes in value or cash flows of both the derivative instrument and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three types of hedges are included in earnings in the period of change. The Corporation adopted these statements on January 1, 2001.

         In managing its market risk the Corporation enters, to a limited extent, into certain derivatives primarily interest rate swaps, interest rate swaptions and interest-rate caps and floors embedded in interest-bearing contracts. As of December 31, 2000, the Corporation had $50,000,000 in notional amount of interest rate swaps, which will be accounted for as hedged instruments under SFAS No. 133, as amended. In addition, there are $118,664,000 in notional amount of interest rate swaptions, which are related to certificates of deposit with returns linked to the Standard and Poor's 500 index through an embedded option which will be bifucarted in accordance with the pronouncement. The interest-rate caps and floors embedded in the interest bearing contracts are clearly and closely related to the economic characteristics of the contract and as stated in the pronouncement will not be bifurcated from the host contract. The initial impact of the adoption of SFAS No. 133 on net income and other comprehensive income was approximately $686,000 (net of tax) and $254,000 (net of tax), respectively.

   As permitted by SFAS No. 133, the Corporation also reclassified $29,526,000 of its held-to-maturity securities as available-for-sale securities. This reclassification resulted in its recording a net of tax cumulative-effect-type adjustment of $390,000 (gain) in other comprehensive income.

Transfer and Servicing of Financial Assets and Liabilities

The FASB recently issued SFAS No. 140, "Accounting for Transfer and Servicing of Financial Assets and Liabilities - A Replacement of SFAS 125." This statement revises the standards of accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS 125 without reconsideration. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. This statement is also effective for recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Management believes that the full adoption of this statement will not have a material effect on the consolidated financial statements of the Corporation. Required disclosures for collateral and securitization transactions are incorporated in these financial statements.

NOTE 2 - CASH AND DUE FROM BANKS:

The Corporation's subsidiary banks are required by regulatory agencies to maintain average reserve balances. The amount of those required average reserve balances was approximately $439,609,000 at December 31, 2000 (1999 - $531,324,000).

NOTE 3 - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

The securities underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. Although the Corporation is permitted by contract or custom to repledge the securities, it has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.

         The fair value of the collateral securities received by the Corporation on these transactions as of December 31, were as follows:

(In thousands)           2000              1999
                       --------          --------
Repledged              $899,363          $727,570
Not repledged            57,465            47,504
                       --------          --------
Total                  $956,828          $775,074
                       ========          ========

   The repledged securities were used as underlying securities for repurchase agreements transactions.

NOTE 4 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities available-for-sale as of December 31, 2000 and 1999 (1998 - only market value is presented) were as follows:

                                                                       2000
                                    -----------------------------------------------------------------------------
                                                       Gross            Gross                            Weighted
                                     Amortized       unrealized      unrealized          Market          average
                                       cost            gains           losses             value           yield
                                    -----------------------------------------------------------------------------
                                                              (Dollars in thousands)
U.S. Treasury securities
 (average maturity of
 1 year and 1 month):
  Within 1 year                     $  589,795        $   174        $      348        $  589,621         5.49%
  After 1 to 5 years                   550,749          6,374                             557,123         5.94
                                    ----------        -------        ----------        ----------         ----
                                     1,140,544          6,548               348         1,146,744         5.71
                                    ----------        -------        ----------        ----------         ----

Obligations of other
 U.S. Government
 agencies and corporations
 (average maturity
 of 4 years and 9 months):
  Within 1 year                      1,255,343          1,420               501         1,256,262         6.07
  After 1 to 5 years                 1,826,198         15,370               414         1,841,154         6.84
  After 5 to 10 years                1,620,131          1,869            30,355         1,591,645         6.35
  After 10 years                       300,000                           11,392           288,608         6.40
                                    ----------        -------        ----------        ----------         ----
                                     5,001,672         18,659            42,662         4,977,669         6.46
                                    ----------        -------        ----------        ----------         ----

Obligations of P.R.,
 States and political
 subdivisions (average
 maturity of 10
 years and 5 months):
  Within 1 year                          2,895              1                16             2,880         5.44
  After 1 to 5 years                     9,054             55                35             9,074         5.99
  After 5 to 10 years                   23,206            354               120            23,440         6.20
  After 10 years                        35,523          1,197               836            35,884         5.56
                                    ----------        -------        ----------        ----------         ----
                                        70,678          1,607             1,007            71,278         5.82
                                    ----------        -------        ----------        ----------         ----

Collateralized mort-
 gage obligations
 (average maturity
 of 23 years and 5 months):
  After 1 to 5 years                    28,975                               10            28,965         7.05
  After 5 to 10 years                   80,547            779               126            81,200         6.61
  After 10 years                     1,443,022          4,859             4,761         1,443,120         7.03
                                    ----------        -------        ----------        ----------         ----
                                     1,552,544          5,638             4,897         1,553,285         7.01
                                    ----------        -------        ----------        ----------         ----

Mortgage-backed
 securities
 (average maturity
 of 23 years and 3 months):
  Within 1 year                             14                                                 14         6.38
  After 1 to 5 years                    19,587                            1,026            18,561         5.58
  After 5 to 10 years                   20,806             67               135            20,738         6.77
  After 10 years                       660,437          3,048             6,811           656,674         6.70
                                    ----------        -------        ----------        ----------         ----
                                       700,844          3,115             7,972           695,987         6.67
                                    ----------        -------        ----------        ----------         ----

Equity securities
 (without contractual
  maturity)                            138,101         27,101               997           164,205         0.71
                                    ----------        -------        ----------        ----------         ----

Other (average maturity
 of 11 years and 9 months):
  Within 1 year                          6,784                                              6,784         8.14
  After 1 to 5 years                       776                               25               751         6.09
  After 5 to 10 years                    7,849             88               305             7,632         6.01
  After 10 years                        78,683          1,699               239            80,143         7.68
                                    ----------        -------        ----------        ----------         ----
                                        94,092          1,787               569            95,310         7.56
                                    ----------        -------        ----------        ----------         ----
                                    $8,698,475        $64,455        $   58,452        $8,704,478         6.39%
                                    ==========        =======        ==========        ==========         ====


                                                     1999                                                          1998
                                  ----------------------------------------------------------------------------------------
                                                     Gross             Gross                       Weighted
                                  Amortized        unrealized       unrealized      Market         average        Market
                                    cost              gains           losses        value           yield         value
                                  ----------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
U.S. Treasury securities
 (average maturity of
 1 year and 7 months):
  Within 1 year                    $  621,487                      $      985      $  620,502       5.34%     $ 1,895,804
  After 1 to 5 years                1,396,617                          12,942       1,383,675       5.69        1,262,628
                                   ----------      ----------      ----------      ----------       ----      -----------
                                    2,018,104                          13,927       2,004,177       5.58        3,158,432
                                   ----------      ----------      ----------      ----------       ----      -----------

Obligations of other
 U.S. Government
 agencies and corporations
 (average maturity
 of 5 years and 3 months):
  Within 1 year                       733,917      $        9             720         733,206       5.62          149,750
  After 1 to 5 years                1,026,476                          13,963       1,012,513       5.57          483,210
  After 5 to 10 years               1,456,566                         102,571       1,353,995       6.19        1,117,137
  After 10 years                      300,000                          32,312         267,688       6.40          302,651
                                   ----------      ----------      ----------      ----------       ----      -----------
                                    3,516,959               9         149,566       3,367,402       5.91        2,052,748
                                   ----------      ----------      ----------      ----------       ----      -----------

Obligations of P.R.,
 States and political
 subdivisions (average
 maturity of 10 years):
  Within 1 year                         2,485               3                           2,488       5.14            4,724
  After 1 to 5 years                   13,349              33              98          13,284       5.75           13,570
  After 5 to 10 years                  29,741             248             393          29,596       5.96           22,538
  After 10 years                       30,137             750             337          30,550       5.91           29,991
                                   ----------      ----------      ----------      ----------       ----      -----------
                                       75,712           1,034             828          75,918       5.88           70,823
                                   ----------      ----------       ----------      ----------      ----      -----------

Collateralized mort-
 gage obligations
 (average maturity of
 23 years and 2 months):
  Within 1 year                         6,878               3                           6,881       6.83            7,838
  After 1 to 5 years                   35,492                              29          35,463       6.80           28,921
  After 5 to 10 years                  91,848              61           1,397          90,512       6.36          186,036
  After 10 years                    1,089,877             243          26,914       1,063,206       6.65          985,626
                                   ----------      ----------       ----------     ----------       ----      -----------
                                    1,224,095             307          28,340       1,196,062       6.63        1,208,421
                                   ----------      ----------       ----------     ----------       ----      -----------

Mortgage-backed
 securities (average
 maturity of 24 years
 and 5 months):
  Within 1 year                            36                                              36       9.80               80
  After 1 to 5  years                  23,447                             704          22,743       5.54           27,830
  After 5 to 10 years                  28,935             190             444          28,681       6.81           22,910
  After 10 years                      431,622           7,888           1,809         437,701       6.71          295,030
                                   ----------      ----------       ----------     ----------       ----      -----------
                                      484,040           8,078           2,957         489,161       6.66          345,850
                                   ----------      ----------       ----------     ----------       ----      -----------

Equity securities
 (without contractual
 maturity)                            126,430          15,405              54         141,781       0.58           63,929
                                   ----------      ----------      ----------      ----------       ----      -----------

Other (average maturity
 of 10 years and 11 months):
  Within 1 year                           894                                             894      14.00           94,696
  After 1 to 5 years                    9,901                           2,186           7,715       3.01            2,463
  After 5 to 10 years                   5,131                             183           4,948       6.35            5,024
  After 10 years                       39,121           1,050           3,279          36,892       4.64           18,010
                                   ----------      ----------       ----------     ----------       ----      -----------
                                       55,047           1,050           5,648          50,449       4.66          120,193
                                   ----------      ----------       ----------     ----------       ----      -----------
                                   $7,500,387      $   25,883      $  201,320      $7,324,950       5.89%     $ 7,020,396
                                   ==========      ==========      ==========      ==========       ====      ===========

         The weighted average yield on investment securities available-for-sale is based on amortized cost, therefore it does not give effect to changes in fair value.

         The expected maturities of collateralized mortgage obligations, mortgage-backed securities and certain other securities differ from their contractual maturities because they may be subject to prepayments.

         The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 2000, by contractual maturity are shown below:

(In thousands)                    Amortized cost     Market value
--------------                    --------------     ------------
Within 1 year                       $1,854,831        $1,855,561
After 1 to 5 years                   2,435,339         2,455,628
After 5 to 10 years                  1,752,539         1,724,655
After 10 years                       2,517,665         2,504,429
                                    ----------        ----------
  Total                              8,560,374         8,540,273
Without contractual maturity           138,101           164,205
                                    ----------        ----------
Total investment securities
  available-for-sale                $8,698,475        $8,704,478
                                    ==========        ==========

         Proceeds from the sale of investment securities available-for-sale during 2000 were $818,955,000 (1999 - $168,337,000; 1998 - $923,409,000). Gross
realized gains and losses on those sales during the year were $17,048,000 and $5,847,000, respectively (1999 - $978,000 and $340,000; 1998 - $9,190,000 and
$257,000).

NOTE 5 - INVESTMENT SECURITIES HELD-TO-MATURITY:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities held-to-maturity as of December 31, 2000 and 1999 (1998 - only amortized cost is presented) were as follows:

                                                                2000
                                  --------------------------------------------------------------
                                                  Gross         Gross                   Weighted
                                  Amortized    unrealized    unrealized     Market      average
                                    cost          gains        losses       value        yield
                                  ---------    ----------    ----------    --------     --------
                                                       (Dollars in thousands)
Obligations of  other U.S.
 Government agencies and
 corporations  (average maturity
 of 1 month):
  Within 1 year                    $ 11,061      $    48      $    14      $ 11,095       6.37%
                                   --------      -------      -------      --------      -----
Obligations of P.R.,
 States and political
 subdivisions (average maturity
 of 9 years and  3 months):
  Within 1 year                      35,400                        13        35,387       3.76
  After 1 to 5 years                 13,988          170           85        14,073       7.75
  After 5 to 10 years                 5,960          112          179         5,893       6.72
  After 10 years                     63,247          196        1,329        62,114       7.21
                                   --------      -------      -------      --------      -----
                                    118,595          478        1,606       117,467       6.22
                                   --------      -------      -------      --------      -----
Collateralized mortgage
 obligations (average maturity
 of 13 years and 6 months):
  After 1 to 5 years                  5,011            6                      5,017       7.52
  After 10 years                      7,358           17          164         7,211       6.68
                                   --------      -------      -------      --------      -----
                                     12,369           23          164        12,228       7.02
                                   --------      -------      -------      --------      -----

Mortgage-backed
 securities (average maturity
 of 9 years and 6 months):
  After 1 to 5 years                     64                                      64      10.63
  After 5 to 10 years                16,679          375                     17,054       7.36
  After 10 years                      2,001                         9         1,992       6.71
                                   --------      -------      -------      --------      -----
                                     18,744          375            9        19,110       7.30
                                   --------      -------      -------      --------      -----

Equity securities
 (without contractual maturity
 held for regulatory purposes)       91,446                                  91,446       6.16
                                   --------                                --------      -----
 Other
 (average maturity of 3 years
 and 8 months): Within 1 year        13,276                       208        13,068       5.17
  After 1 to 5 years                 63,357                     3,116        60,241       5.22
  After 5 to 10 years                27,329                     1,966        25,363       5.47
                                   --------                   -------      --------      -----
                                    103,962                     5,290        98,672       5.28
                                   --------                   -------      --------      -----
                                   $356,177      $   924      $ 7,083      $350,018       6.02%
                                   ========      =======      =======      ========      =====

                                                     1999                                             1998
                                                 ----------------------------------------------------------------      ----------
                                                                 Gross          Gross                    Weighted
                                                 Amortized    unrealized     unrealized     Market       average        Amortized
                                                   cost          gains         losses       value         yield           cost
                                                 ---------    ----------     ----------    --------      --------      ----------
                                                                             (Dollars in thousands)
Obligations of  other U.S. Government
 agencies and corporations                                                                                              $  4,943
                                                                                                                         --------
                                                                                                                         $  4,943
                                                                                                                        --------
Obligations of P.R., States and political
 subdivisions (average  maturity of 7 years
 and 4 months):
 Within 1 year                                   $  4,067      $     3       $     11      $  4,059           6.31%        21,265
  After 1 to 5 years                               15,199          299             47        15,451           7.76         11,666
  After 5 to 10 years                               5,289          136            108         5,317           6.73          3,941
  After 10 years                                   34,224           68            397        33,895           7.15         11,375
                                                 --------      -------       --------      --------           ----       --------
                                                   58,779          506            563        58,722           7.21         48,247
                                                 --------      -------       --------      --------           ----       --------

Collateralized mortgage obligations (average
 maturity of 12 years and 4 months):
  After 1 to 5 years                                9,586           45                        9,631           7.27         13,932
  After 5 to 10 years                                                                                                       2,868
  After 10 years                                    9,344           19             70         9,293           7.04         13,301
                                                 --------      -------       --------      --------           ----       --------
                                                   18,930           64             70        18,924           7.16         30,101
                                                 --------      -------       --------      --------           ----       --------

Mortgage-backed securities (average maturity
 of 9 years and 5 months):
  After 5 to 10 years                              21,298          161                       21,459           7.34          9,743
  After 10 years                                    2,461                                     2,461           6.75         23,231
                                                 --------                                  --------           ----       --------
                                                   23,759          161                       23,920           7.28         32,974
                                                 --------      -------                     --------           ----       --------
Equity securities (without contractual
 maturity held for regulatory purposes)            89,445                                    89,445           6.19         76,979
                                                  -------                                  --------           ----       --------

Other (average maturity of 4 years and
 3 months):
  Within 1 year                                     6,008                         15          5,993           5.67          9,045
  After 1 to 5 years                               58,518                      1,820         56,698           5.13          7,972
  After 5 to 10 years                              43,873                      2,500         41,373           5.41          4,656
  After 10 years                                                                                                           11,217
                                                                                                                         --------
                                                  108,399                      4,335        104,064           5.27         32,890
                                                 --------                   --------       --------           ----       --------
                                                 $299,312      $   731      $  4,968       $295,075           6.21%      $226,134
                                                 ========      =======      ========       ========           ====       ========


         The expected maturities of collateralized mortgage obligations, mortgage-backed securities and certain other securities differ from their contractual maturities because they may be subject to prepayments.

         The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 2000, by contractual maturity are shown below:

(In thousands)                   Amortized cost    Market value
--------------                   --------------    ------------
Within 1 year                       $ 59,737        $ 59,550
After 1 to 5 years                    82,420          79,395
After 5 to 10 years                   49,968          48,310
After 10 years                        72,606          71,317
                                    --------        --------

 Total                               264,731         258,572
Without contractual maturity          91,446          91,446
                                    --------        --------
Total investment securities
 held-to-maturity                   $356,177        $350,018
                                    ========        ========

         During 1999, investment securities held-to-maturity with an amortized cost of $1,410,000 were called by the issuer. Proceeds from the sale of those securities were $1,435,000. Gains realized on these transactions were $25,000.

         As of December 31, 2000 and 1999, the investments in obligations that are payable from and secured by the same source of revenue or taxing authority, other than the U.S. government, did not exceed 10 percent of stockholders' equity.

NOTE 6 - PLEDGED ASSETS:

At December 31, 2000 and 1999, securities and loans were pledged to secure public and trust deposits, securities sold under agreements to repurchase and other borrowings.

         The classification and carrying amount of pledged assets, which the secured parties are not permitted to sell or repledge the collateral as of December 31, were as follows:

(In thousands)                                     2000              1999
--------------                                  ----------        ----------
Investment securities available-for-sale        $1,617,134        $1,559,881
Investment securities held-to-maturity               6,798            10,886
Loans                                              585,230                --
                                                ----------        ----------
                                                $2,209,162        $1,570,767
                                                ==========        ==========

         Securities that the creditor has the right by custom or contract to repledge have been reclassified in the consolidated statements of condition.

NOTE 7 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

The composition of the loan portfolio at December 31, was as follows:

(In thousands)                                       2000               1999
--------------                                   -----------        -----------
Loans secured by real estate:
  Insured or guaranteed by the U.S.
    Government or its agencies                   $    67,057        $    79,926
  Guaranteed by the Commonwealth
    of Puerto Rico                                    71,225             49,135
  Commercial loans secured by real estate          1,499,422          1,315,135
  Residential conventional mortgages               3,701,143          3,199,873
  Construction and land development                  308,545            257,511
  Consumer                                           372,790            391,597
                                                 -----------        -----------
                                                   6,020,182          5,293,177
Financial institutions                                68,879             74,017
Commercial, industrial and agricultural            5,263,682          5,070,801
Lease financing                                      988,787            882,362
Consumer for household, credit cards
  and other consumer expenditures                  3,113,727          3,170,266
Other                                                125,122            168,777
                                                 -----------        -----------
                                                 $15,580,379        $14,659,400
                                                 ===========        ===========

         As of December 31, 2000, loans on which the accrual of interest income had been discontinued amounted to $319,188,000 (1999 - $294,847,000; 1998 -
$262,604,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $23,129,000 (1999 - $20,428,000; 1998 - $15,258,000). In addition, there were $578,000 of renegotiated loans still accruing interest at December 31, 1998. Non-accruing loans as of December 31, 2000 include $43,814,000 (1999 - $57,515,000; 1998 -
$46,626,000) in consumer loans.

         The recorded investment in loans that were considered impaired at December 31, and the related disclosures follow:

                                                          December 31,
                                                    ------------------------
(In thousands)                                        2000            1999
--------------                                      --------        --------
Impaired loans with a related allowance             $112,503        $149,803
Impaired loans that do not require allowance          42,491          30,311
                                                    --------        --------
     Total impaired loans                           $154,994        $180,114
                                                    ========        ========
Allowance for impaired loans                        $ 27,308        $ 51,252
                                                    ========        ========
Impaired loans measured based
   on fair value of collateral                      $ 55,062        $ 87,790
Impaired loans measured based on
   discounted cash flows                              99,932          92,324
                                                    --------        --------
                                                    $154,994        $180,114
                                                    ========        ========
Average balance of impaired
   loans during the year                            $175,756        $175,459
                                                    ========        ========
Interest income recognized on
   impaired loans during the year                   $  5,060        $  9,747
                                                    ========        ========


         The changes in the allowance for loan losses for the year ended December 31, were as follows:

(In thousands)                         2000              1999              1998
--------------                      ---------         ---------         ---------
Balance at beginning of year        $ 292,010         $ 267,249         $ 211,651
Net reserves (sold) acquired          (15,869)              515            31,296
Provision for loan losses             194,640           148,948           137,213
Recoveries                             60,903            58,008            51,770
Loans charged-off                    (241,031)         (182,710)         (164,681)
                                    ---------         ---------         ---------
Balance at end of year              $ 290,653         $ 292,010         $ 267,249
                                    =========         =========         =========

The components of the net financing leases receivable at December 31, were:

(In thousands)                                        2000              1999
--------------                                     ---------         ---------
Total minimum lease payments                       $ 820,528         $ 727,380
Estimated residual value of leased property          162,403           150,799
Deferred origination costs                             5,856             4,183
   Less - Unearned financing income                 (172,073)         (153,718)
                                                   ---------         ---------
Net minimum lease payments                           816,714           728,644
   Less - Allowance for loan losses                  (18,549)           (9,163)
                                                   ---------         ---------
                                                   $ 798,165         $ 719,481
                                                   =========         =========

         Estimated residual value is generally established at amounts expected to be sufficient to cover the Corporation's investment.

         At December 31, 2000, future minimum lease payments are expected to be received as follows:

(In thousands)
--------------
  2001                                             $297,583
  2002                                              231,165
  2003                                              160,735
  2004                                               96,255
  2005 and thereafter                                34,790
                                                   --------
                                                   $820,528
                                                   ========

NOTE 8 - RELATED PARTY TRANSACTIONS:

The Corporation grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

                                   Executive
(In thousands)                     Officers         Directors           Total
--------------                     ---------        ---------         ---------
Balance at December 31, 1998        $ 3,066         $ 169,926         $ 172,992
New loans                               482           331,883           332,365
Payments                               (475)         (302,299)         (302,774)
                                    -------         ---------         ---------
Balance at December 31, 1999        $ 3,073         $ 199,510         $ 202,583
New loans                             1,778           227,886           229,664
Payments                               (997)         (260,576)         (261,573)
                                    -------         ---------         ---------
Balance at December 31, 2000        $ 3,854         $ 166,820         $ 170,674
                                    =======         =========         =========

         These loans have been consummated on terms no more favorable than those that would have been obtained if the transaction had been with unrelated parties.

NOTE 9 - PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

                                      Useful life
(In thousands)                          in years          2000            1999
--------------                        -----------       --------        --------
 Land                                                   $ 58,596        $ 61,265
                                                        --------        --------
 Buildings                                15-50          238,098         246,060
 Equipment                                 2-10          443,816         424,341
 Leasehold improvements                  Various          73,092          69,746
                                         -------        --------        --------
                                                         755,006         740,147
 Less - Accumulated depreciation
        and amortization                                 418,057         380,788
                                                        --------        --------
                                                         336,949         359,359
                                                        --------        --------
 Construction in progress                                 10,227          20,347
                                                        --------        --------
                                                        $405,772        $440,971
                                                        ========        ========

         Depreciation and amortization of premises and equipment for the year was $76,848,000 (1999 - $71,320,000; 1998 - $62,649,000) of which $13,805,000
(1999 - $13,285,000; 1998 - $10,478,000) was charged to occupancy expense and
$63,043,000 (1999 - $58,035,000; 1998 - $52,171,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $9,878,000 (1999 - $9,937,000; 1998 - $9,187,000).

NOTE 10 - DEPOSITS:

Total interest bearing deposits as of December 31, consisted of:

(In thousands)                       2000               1999
---------------                  -----------        -----------
 Savings deposits:
   Savings accounts              $ 4,075,563        $ 4,093,788
   NOW and money
     market accounts               1,877,329          1,650,747
                                   5,952,892          5,744,535
 Certificates of deposit:
   Under $100,000                  3,115,587          2,748,499
   $100,000 and over               2,626,543          2,395,732
                                   5,742,130          5,144,231
                                 $11,695,022        $10,888,766


         A summary of certificates of deposit by maturity as of December 31, 2000, follows:

(In thousands)
--------------
    2001                                             $4,303,731
    2002                                                703,627
    2003                                                166,453
    2004                                                219,446
    2005                                                243,793
    2006 and thereafter                                 105,080
                                                     ----------
                                                     $5,742,130
                                                     ==========

         At December 31, 2000, the Corporation had brokered certificates of deposit amounting to $458,235,000 (1999 - $154,151,000).

NOTE 11 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO
REPURCHASE:

The following table summarizes certain information on federal funds purchased and securities sold under agreements to repurchase as of December 31:

(In thousands)                             2000               1999               1998
--------------                         ----------         ----------         ----------
Federal funds purchased                $  687,914         $   28,039         $  918,555
Securities sold under
 agreements to repurchase               4,276,201          4,386,441          3,157,945
                                       ----------         ----------         ----------
Total amount outstanding               $4,964,115         $4,414,480         $4,076,500
                                       ==========         ==========         ==========
Maximum aggregate balance
 outstanding at any month-end          $5,236,644         $4,414,480         $4,076,500
                                       ==========         ==========         ==========
Average monthly aggregate
 balance outstanding                   $4,585,945         $3,831,131         $3,166,436
                                       ==========         ==========         ==========
Weighted average interest rate:
  For the year                               6.22%              5.02%              4.96%
  At December 31                             6.74               5.75               4.50
                                       ==========         ==========         ==========

         The following table presents the liability associated with the repurchase transactions (including accrued interest), its maturities and weighted average interest rates. Also, it includes the amortized cost and approximate market value of the collateral (including accrued interest) as of December 31, 2000 and 1999. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held for trading purposes or which have been obtained under resell agreements:

                                                             2000
                               ------------------------------------------------------------------
                                                                                       Weighted
                               Repurchase       Amortized Cost    Market Value         average
                               Liability        of collateral     of collateral     interest rate
                               ----------       --------------    -------------     -------------
                                                    (Dollars in thousands)
U.S. Treasury
 securities
 Overnight                     $    6,725        $    7,065        $    7,060            6.45%
 Within 30 days                   675,160           673,655           677,361            6.46
 After 90 days                    258,063           267,309           268,755            6.36
                               ----------        ----------        ----------            ----
          Total                   939,948           948,029           953,176            6.43
                               ----------        ----------        ----------            ----
Obligations of
 other U.S.
 Government
 agencies and
 corporations
 Overnight                            300               301               303            4.50
 Within 30 days                   862,583           843,568           846,280            6.14
 After 30 to 90 days              778,467           813,154           808,168            7.59
 After 90 days                    220,241           225,122           228,160            6.60
                               ----------        ----------        ----------            ----
          Total                 1,861,591         1,882,145         1,882,911            6.82
                               ----------        ----------        ----------            ----
Mortgage - backed
 securities
 Overnight                          1,500             1,510             1,499            3.62
 Within 30 days                    86,817            91,662            90,142            6.53
 After 30 to 90 days               52,590            56,707            55,449            6.37
                               ----------        ----------        ----------            ----
          Total                   140,907           149,879           147,090            6.44
                               ----------        ----------        ----------            ----
Collateralized mortgage
 obligations
 Overnight                         21,032            19,749            19,700            3.62
 Within 30 days                   246,520           258,102           258,857            6.61
 After 30 to 90 days               76,954            82,426            83,115            6.57
 After 90 days                     41,890            45,494            45,452            6.85
                               ----------        ----------        ----------            ----
                                  386,396           405,771           407,124            6.47
                               ----------        ----------        ----------            ----
                               $3,328,842        $3,385,824        $3,390,301            6.65%
                               ==========        ==========        ==========            ====


                                                             1999
                               ------------------------------------------------------------------
                                                                                       Weighted
                               Repurchase       Amortized Cost    Market Value         average
                               Liability        of collateral     of collateral     interest rate
                               ----------       --------------    -------------     -------------
                                                    (Dollars in thousands)
U.S. Treasury
 securities
 Within 30 days                $  909,376        $  917,318        $  911,089            5.62%
 After 30 to 90 days              402,264           407,169           404,123            5.39
 After 90 days                    424,379           435,166           436,836            6.06
                               ----------        ----------        ----------            ----
          Total                 1,736,019         1,759,653         1,752,048            5.67
                               ----------        ----------        ----------            ----

Obligations of
 other U.S.
 Government
 agencies and
 corporations
 Overnight                         40,009            40,091            38,336            4.65
 Within 30 days                 1,067,672         1,131,220         1,068,111            5.75
 After 30 to 90 days              196,265           205,454           203,638            5.40
 After 90 days                     20,264            22,458            22,103            5.10
                               ----------        ----------        ----------            ----
          Total                 1,324,210         1,399,223         1,332,188            5.65
                               ----------        ----------        ----------            ----

Mortgage - backed
 securities
 Within 30 days                    39,951            43,151            42,948            5.83
 After 30 to 90 days               26,849            29,228            29,027            6.04
                               ----------        ----------        ----------            ----
          Total                    66,800            72,379            71,975            5.91
                               ----------        ----------        ----------            ----

Collateralized
 mortgage obligations
 Overnight                         14,328            22,348            22,348            5.20
 Within 30 days                   200,159           219,717           213,477            5.52
 After 30 to 90 days              152,124           173,984           173,408            5.81
 After 90 days                     49,317            50,776            48,976            5.55
                               ----------        ----------        ----------            ----
          Total                   415,928           466,825           458,209            5.62
                               ----------        ----------        ----------            ----
                               $3,542,957        $3,698,080        $3,614,420            5.66%
                               ==========        ==========        ==========            ====

NOTE 12 - OTHER SHORT-TERM BORROWINGS:

Other short-term borrowings as of December 31, consisted of:


(Dollars in thousands)                                              2000              1999
----------------------                                           ----------        ----------
Advances under revolving lines of credit

 - with fixed interest rates ranging from 6.65% to 7.11%
   at December 31, 2000 (1999 - 5.25% to 5.98%)                  $  595,000        $  420,500

 - with floating interest rate of 0.10% under the 3-month
   LIBOR (3-month LIBOR rate at December 31, 2000
   was 6.40%)                                                        50,000

Commercial paper at rates ranging from 5.75% to
 7.00% (1999 - 4.50% to 7.00%)                                      360,427           257,705

Term notes paying interest quarterly at floating
 interest rates of 0.10% (1999 - 0.05% to 0.46%)
 over the 3-month LIBOR rate (3-month LIBOR
 rate at December 31, 2000 was 6.40%; 1999 - 6.00%)                 253,000           241,062

Term notes paying interest quarterly at floating
 interest rates of 94% to 100% of LIBID rate
 (LIBID rate at December 31, 2000 was 6.25%)                         30,000

Term notes paying interest monthly at rates ranging
 from 6.25% to 6.77% (1999 - 6.25%)                                 134,527            32,828

Term notes paying interest semiannually at rates
 ranging from 5.63% to 7.38% (1999 - 5.50% to 7.72%)                857,197           343,659

Term funds purchased at rates ranging from 6.54%
 to 7.11% (1999 - 5.15% to 6.52%)                                 2,082,972         1,242,336

Others                                                                6,089            74,299
                                                                 ----------        ----------
                                                                 $4,369,212        $2,612,389
                                                                 ==========        ==========

         The weighted average interest rate of other short-term borrowings at December 31, 2000 was 6.74% (1999 - 5.75%; 1998 - 6.39%). The maximum aggregate balance outstanding at any month-end was approximately $4,369,212,000 (1999 - $2,714,549,000; 1998 - $1,908,541,000). The average aggregate balance outstanding during the year was approximately $3,346,151,000 (1999 - $2,197,118,000; 1998 - $1,675,568,000). The weighted average interest rate during the year was 6.65% (1999 - 5.69%; 1998 - 5.65%).

         At December 31, 2000, the Corporation had $1,200,000,000 in available lines of credit with the Federal Home Loan Bank (1999 - $1,000,000,000), of which $885,000,000 remained unused at the end of 2000 (1999 - $750,000,000). The
FHLB advances are secured by securities and mortgage loans under a collateral agreement. The Corporation also had available $1,290,000,000 in other lines of credit (1999 - $965,000,000) of which $835,000,000 remained unused at the end of 2000 (1999 - $794,500,000). These lines included a warehouse line facility of $500,000,000 at December 31, 2000, which advances are secured by mortgage loans.


NOTE 13 - NOTES PAYABLE:

Notes payable outstanding at December 31, consisted of the following:


(Dollars in thousands)                                           2000              1999
----------------------                                        ----------        ----------
Advances under revolving lines of credit

 - maturing in 2002, paying interest monthly at
   a fixed rate of 6.88%                                      $   50,000

 - maturing in 2002, paying interest quarterly at
   a floating interest rate of 0.10% under the 3-month
   LIBOR (3-month LIBOR rate at December 31, 2000
   was 6.40%)                                                     75,000

Term notes with maturities ranging from 2002
 through 2008 paying interest semiannually at
 fixed rates ranging from 5.63% to 8.13%
 (1999 - 5.63% to 7.43%)                                         612,596        $1,466,820

Term notes maturing in 2002 paying interest
 quarterly at rates ranging from 0.24%
 to 0.25% over the 3-month LIBOR rate (3-month
 LIBOR rate at December 31, 2000 was 6.40%)                       50,000

Term notes with maturities ranging from 2002
 through 2030 paying interest monthly at fixed
 rates ranging from 5.01% to 7.62%                               163,300            97,405

Promissory notes with maturities ranging from
 2002 through 2005 with floating interest rates
 ranging from 85% to 92% of the 3-month LIBID
 rate (LIBID rate at December 31, 2000 was 6.25%;
 1999 - 5.875%)                                                  210,000           240,000

Promissory notes with maturities until 2003 paying
 interest at a fixed rate of 6.35%                                 8,400             8,400

Mortgage notes and other debt                                      7,616            39,974
                                                              ----------        ----------
                                                              $1,176,912        $1,852,599
                                                              ==========        ==========

NOTE 14 - SUBORDINATED NOTES:

Subordinated notes at December 31, 2000 and 1999, consisted of $125,000,000 issued by the Corporation on December 12, 1995, maturing on December 15, 2005, with interest payable semiannually at 6.75%. The notes issued by the Corporation are unsecured obligations which are subordinated in right of payment to the prior payment in full of all present and future senior indebtedness of the Corporation. These notes do not provide for any sinking fund.

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

NOTE 16 - LONG-TERM DEBT MATURITY REQUIREMENTS:

The aggregate amounts of maturities of notes payable, capital securities and subordinated notes were as follows:

                 Notes           Capital       Subordinated
 Year           payable         Securities         notes             Total
-----         ----------      --------------   ------------       ----------
                              (In thousands)
 2002         $  499,613                                         $  499,613
 2003            201,945                                            201,945
 2004            254,760                                            254,760
 2005            165,953                         $125,000           290,953
Later years       54,641        $150,000                            204,641
              ----------        --------                         ----------
 Total        $1,176,912        $150,000         $125,000        $1,451,912
              ==========        ========         ========        ==========

NOTE 17 - PREFERRED STOCK OF BPPR:

BPPR has 200,000 shares of authorized preferred stock with a par value of $100. This stock may be issued in series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. At December 31, 2000, there are no such shares issued or outstanding.

NOTE 18 - STOCKHOLDERS' EQUITY:

The Corporation has 180,000,000 shares of authorized common stock with par value of $6 per share. At December 31, 2000, there were 138,392,822 (1999 - 137,943,619) shares issued and 135,998,617 shares outstanding (1999 - 135,654,292). As of December 31, 2000, the Corporation had 2,394,205 shares (1999 - 2,289,327) in treasury stock at a total cost of $66,214,000 (1999 -
$64,123,000).

         The Corporation has a dividend reinvestment plan under which stockholders may reinvest their quarterly dividends in shares of common stock at a 5% discount from the market price at the time of issuance. During 2000, shares totaling 449,203 (1999 - 328,693; 1998 - 271,918), equivalent to $9,823,000
(1999 - $9,387,000; 1998 - $7,433,000) in additional equity, were issued under the plan.

         The Corporation has 10,000,000 shares of authorized preferred stock with no par value. This stock may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation has 4,000,000 shares issued and outstanding of Series A preferred stock. These shares are non-convertible and are redeemable at the option of the Corporation. The redemption price per share is $25.75 through June 29, 2001, $25.50 from June 30, 2001 through June 29, 2002 and $25.00 from June
30, 2002 and thereafter. Dividends on the Series A preferred stock are noncumulative and are payable monthly at the annual rate of 8.35% of the liquidation preference of $25.00 per share.

         The Corporation's average number of common shares outstanding used in the computation of net income per common share was 135,907,476 (1999 - 135,585,634; 1998 - 135,532,086). During the year, cash dividends of $0.64 (1999
- $0.60; 1998 - $0.50) per common share outstanding amounting to $86,972,000 (1999 - $81,388,000; 1998 - $67,770,000) were declared. In addition, dividends declared on preferred stock amounted to $8,350,000 (1999 - $8,350,000; 1998 - $8,350,000).

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

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Tier I and total capital to risk-weighted assets, and of Tier I capital to average assets (leverage ratio) as defined in the regulations. Management has determined that as of December 31, 2000, the Corporation exceeded all capital adequacy requirements to which it is subject.

         As of December 31, 2000, BPPR and BPNA were well capitalized under the regulatory framework for prompt corrective action and there are no conditions or events since that date that management believes have changed the institution's category. The 1999 ratios of

Tier I and total capital to risk-weighted assets, and of Tier I capital to average assets for BPNA were restated to reflect the merger of Banco Popular N.A. (Texas) into BPNA effected on January 1, 2000. The information for BPPR is presented on a consolidated basis.

         The Corporation's actual and required ratios and amounts of total risk-based capital, Tier I risk-based capital and Tier I leverage, as of December 31, were as follows:

(Dollars in thousands)                                           Regulatory requirements
----------------------             ----------------------------------------------------------------------------------
                                                                                                     To be well
                                                                                                     capitalized
                                                                                                     under prompt
                                                                         For capital              corrective action
                                              Actual                  adequacy purposes               provisions
                                   -----------------------         ---------------------       ----------------------
                                     Amount          Ratio           Amount        Ratio         Amount         Ratio
                                   ----------        -----         ----------      -----       ----------       -----
                                                                            2000
Total Capital
 (to Risk-Weighted Assets):
Consolidated                       $2,062,631        12.37%        $1,333,579        8%               N/A
BPPR                                1,318,126        11.89            886,883        8         $1,108,604        10%
BPNA                                  408,362        10.85            301,047        8            376,309        10

Tier I Capital
 (to Risk-Weighted Assets):
 Consolidated                      $1,741,004        10.44%        $  666,790        4%               N/A
 BPPR                               1,178,736        10.63            443,442        4         $  665,163         6%
 BPNA                                 361,115         9.60            150,524        4            225,785         6

Tier I Capital
 (to Average Assets):
 Consolidated                      $1,741,004         6.40%        $  816,030        3%               N/A
 BPPR                               1,178,736         6.34            557,405        3         $  929,009         5%
 BPNA                                 361,115         7.35            147,440        3            245,734         5
                                   ==========        =====         ==========      ===         ==========       ===

(Dollars in thousands)                                           Regulatory requirements
----------------------             ----------------------------------------------------------------------------------
                                                                                                     To be well
                                                                                                     capitalized
                                                                                                     under prompt
                                                                         For capital              corrective action
                                              Actual                  adequacy purposes               provisions
                                   -----------------------         ---------------------       ----------------------
                                     Amount          Ratio           Amount        Ratio         Amount         Ratio
                                   ----------        -----         ----------      -----       ----------       -----
                                                                            1999
Total Capital
 (to Risk-Weighted Assets):
Consolidated                       $1,881,615        12.29%        $1,224,601        8%               N/A
BPPR                                1,135,435        11.26            806,660        8         $1,008,325        10%
BPNA                                  356,748        10.39            274,622        8            343,277        10

Tier I Capital
(to Risk-Weighted Assets):
Consolidated                       $1,557,096        10.17%        $  612,300        4%               N/A
BPPR                                1,008,627        10.00            403,330        4         $  604,995         6%
BPNA                                  313,664         9.14            137,311        4            205,966         6

Tier I Capital
 (to Average Assets):
Consolidated                       $1,557,096         6.40%        $  729,523        3%               N/A
BPPR                                1,008,627         5.74            527,113        3         $  878,521         5%
BPNA                                  313,664         7.01            134,266        3            223,777         5
                                   ==========        =====         ==========      ===         ==========       ===


NOTE 20 - SERVICING ASSETS:

The changes in servicing assets for the years ended December 31, were as follows:

(In thousands)                        2000             1999             1998
--------------                      --------         --------         --------
Balance at beginning of year        $ 33,866         $ 29,678         $ 29,787
Rights originated                     14,404           11,072            5,439
Rights purchased                         697              632            1,069
Amortization                          (8,851)          (7,516)          (6,617)
                                    --------         --------         --------
Balance at end of year                40,116           33,866           29,678
Less: Valuation allowance                562               14               11
                                    --------         --------         --------
Balance at end of year,
 net of valuation allowance         $ 39,554         $ 33,852         $ 29,667
                                    ========         ========         ========

         Total loans serviced for others were $4,867,348,000 at December 31, 2000 (1999 - $4,007,345,000). The estimated fair value of capitalized servicing rights were $52,671,000 at December 31, 2000 (1999 - $44,466,000).

         The activity in the valuation allowance for impairment of recognized servicing assets for the years ended December 31, were as follows:

(In thousands)                            2000         1999       1998
--------------                           -----         ----       ----
Balance at beginning of year             $  14         $11        $14
Additions charged to operations            548           3
Reductions credited to operations                                  (3)
                                                                  ---
Balance at end of year                   $ 562         $14        $11
                                         =====         ===        ===

NOTE 21 - SALES OF RECEIVABLES:

During the year ended December 31, 2000, the Corporation retained servicing responsibilities and other subordinated interests on various securitization transactions and whole loan sales of residential mortgage loans.

         The Corporation retained servicing responsibilities and other subordinated interests in the form of interest-only securities in a securitization transaction involving a qualifying SPE at the end of the year. The investors and the securitization trust have no recourse to the Corporation's other assets for failure of debtors to pay when due. The Corporation's retained interests are subordinated to the investors' interests. For the year 2000, the Corporation recognized pretax gains of $6,409,000 on this securitization transaction. Proceeds received from the SPE amounted to $190,107,000 on this new securitization.

         In the course of certain residential mortgage whole loan sales in 2000, the Corporation retained subordinated interests, including retained servicing responsibilities or interest only securities. The retained interests are subject to prepayment, credit and interest rate risks on the transferred financial assets. During 2000, the Corporation also retained servicing assets on residential mortgage loans securitized in the form of trading and investment securities. Pretax gains of $22,865,000 were realized on these securitization transactions and the whole loan sales involving retained interests, which took place in 2000.

         The Corporation receives average annual servicing fees based on a percentage of the outstanding loan balance. Those average fees are ranging from
0.35 to 0.50 percent for mortgage loans and 1.0 percent for loans guaranteed by Small Business Administration (SBA) loans.

         Valuation methodologies used in determining the fair value of the retained interests, including servicing assets and interest-only securities, are disclosed in Note 1 of the consolidated financial statements.

         Key economic assumptions used in measuring the retained interests at the date of the securitization and whole loan sales completed during the year ended December 31, 2000, were as follows:

                                          Residential Mortgage Loans
                                          --------------------------
Prepayment speed                                8.7 - 18.0%
Weighted average life (in years)               13.6 - 18.1
Expected credit losses                          0.0 - 0.40%
Discount rate                                  11.0 - 14.0%
                                               ===========

         At December 31, 2000, key economic assumptions and the sensitivity of the current value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions for retained interests as of the end of the year are as follows:

                                                          Residential
(Dollars in thousands)                           Mortgage Loans      SBA Loans
----------------------                           --------------     -----------
Carrying amount of retained interests             $   65,100          $  717
Fair value of retained interests                      78,217             717
Weighted average life (in years)                   14.1 - 14.5          10.7

Prepayment Speed Assumption (annual rate)          11.7 - 19.3%           21%
  Impact on fair value of 10% adverse change      $   (2,506)         $  (57)
  Impact on fair value of 20% adverse change          (4,834)           (109)

Expected Credit Losses (annual rate)                0.0 - 0.34%           --
  Impact on fair value of 10% adverse change      $     (478)             --
  Impact on fair value of 20% adverse change            (953)             --

Discount rate (annual rate)                        11.0 - 12.9%         10.0%
  Impact on fair value of 10% adverse change      $   (3,355)         $  (15)
  Impact on fair value of 20% adverse change          (7,363)            (30)
                                                  ==========          ======

         These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

         The expected credit losses for the residential mortgage loans securitized / sold during the year ended December 31, 2000, are estimated at rates ranging from 0.0% to 0.40% for 2001 and 2002. No credit losses are anticipated on the retained servicing assets derived from the sale of SBA loans which took place in 1999 since the participation sold is fully guaranteed by SBA.

         Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation for the year ended December 31, 2000, follows:

                                   Total Principal     Principal Amount
                                   Amount of Loans,    60 days of more      Net Credit
(In thousands)                     net of unearned         past due           Losses
--------------                     ---------------     ----------------     ----------
Loans (owned and managed):
 Commercial                         $  7,303,525           $172,857          $ 56,369
 Lease financing                         816,714             18,036            14,459
 Mortgage                              6,054,471            213,155             5,162
 Consumer                              3,324,694             90,131           104,402
Less:
    Loans securitized / sold          (1,442,319)
    Loans held-for-sale                 (823,901)
                                    ------------
Loans held in portfolio             $ 15,233,184           $494,179          $180,392
                                    ============           ========          ========

NOTE 22 - INTEREST ON INVESTMENTS:

Interest on investments for the year ended December 31, consisted of the following:

(In thousands)                                  2000            1999            1998
--------------                                --------        --------        --------
Money market investments:
 Federal funds sold and securities
  purchased under agreements to resell        $ 61,238        $ 32,049        $ 34,505
 Time deposits with other banks                  1,062           1,380           2,199
 Other                                              56               5              77
                                              --------        --------        --------
                                              $ 62,356        $ 33,434        $ 36,781
                                              ========        ========        ========
Investment securities:
 U.S. Treasury securities                     $110,655        $146,014        $193,293
 Obligations of other U.S.
  Government agencies
  and corporations                             233,116         162,280          90,141
 Obligations of Puerto Rico,
  States and political subdivisions              7,834           7,562           8,378
 Collateralized mortgage obligations            90,847          70,891          47,321
 Mortgage-backed securities                     32,330          26,368          34,654
 Other                                          11,416          12,792          11,686
                                              --------        --------        --------
                                              $486,198        $425,907        $385,473
                                              ========        ========        ========

         Interest income on investment securities for the year ended December 31, 2000, includes tax exempt interest of $353,920,000 (1999 - $330,411,000;
1998 - $301,364,000). Exempt interest relates mostly to obligations of the United States and Puerto Rico governments.

NOTE 23 - EMPLOYEE BENEFITS:

Pension and benefit restoration plans

All regular employees of BPPR and BPNA are covered by a noncontributory defined benefit pension plan. Pension benefits begin to vest after five years of service and are based on age, years of credited service and final average compensation, as defined. At December 31, 2000, plan assets consisted primarily of U.S. Government obligations, high grade corporate bonds and listed stocks, including 5,672,860 shares (1999 - 5,672,860) of the Corporation with a market value of approximately $149,264,000 (1999 - $158,486,000). Dividends paid on shares of the Corporation held by the plan during 2000 amounted to $3,631,000 (1999 - $3,290,000).

         BPPR and BPNA also have a non-qualified unfunded supplementary pension and profit sharing plans for those employees whose compensation exceeds the limits established by ERISA.

         The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31:

                                                           Benefit
                                     Pension Plan      Restoration Plan      Total
                                     ------------      ----------------    ---------
                                                             2000
                                     -----------------------------------------------
                                                        (In thousands)
Change in benefit obligation:
  Benefit obligation
    at beginning of the year           $ 306,244         $   7,479         $ 313,723
   Service cost                            9,468               580            10,048
   Interest cost                          21,369               717            22,086
   Plan amendment
   Actuarial (gain) loss                  (2,732)            2,597              (135)
   Benefits paid                         (14,800)              (14)          (14,814)
                                       ---------         ---------         ---------
   Benefit obligation
    at end of year                       319,549            11,359           330,908
                                       =========         =========         =========
Change in plan assets:
   Fair value of plan assets
    at beginning of the year             438,038                             438,038
   Actual return on plan assets            2,189                               2,189
   Employer contributions                  1,505                               1,505
   Benefits paid                         (14,800)                            (14,800)
                                       ---------                           ---------
   Fair value of plan assets at
    end of year                          426,932                             426,932
                                       =========                           =========
Funded (unfunded) status                 107,383           (11,359)           96,024
Unrecognized net asset                   (10,704)                            (10,704)
Unrecognized net prior
    service cost                           5,726               411             6,137
Unrecognized net actuarial
     (gain) loss                         (68,838)            5,133           (63,705)
                                       ---------         ---------         ---------
Prepaid (accrued) pension
   cost                                   33,567            (5,815)           27,752
                                       =========         =========         =========
Amount recognized in the
    statement of financial
    position consists of:
Prepaid benefit cost                      34,228                              34,228
Accrued benefit liability                   (661)           (6,226)           (6,887)
Intangible assets                                              411               411
                                       ---------         ---------         ---------
Net amount recognized                  $  33,567         $  (5,815)        $  27,752
                                       =========         =========         =========

                                                           Benefit
                                     Pension Plan      Restoration Plan      Total
                                     ------------      ----------------    ---------
                                                             1999
                                     -----------------------------------------------
                                                        (In thousands)
Change in benefit obligation:
  Benefit obligation
   at beginning of year                $ 332,193         $   5,913         $ 338,106
  Service cost                            13,633               716            14,349
  Interest cost                           21,084               510            21,594
  Plan amendment                           7,995                               7,995
  Actuarial (gain) loss                  (55,445)              352           (55,093)
  Benefits paid                          (13,216)              (12)          (13,228)
                                       ---------         ---------         ---------
  Benefit obligations
   at end of year                        306,244             7,479           313,723
                                       =========         =========         =========
Change in plan assets:
  Fair value of plan assets
   at beginning of year                  447,374                             447,374
  Actual return on plan assets             3,880                               3,880
  Benefits paid                          (13,216)                            (13,216)
                                       ---------                           ---------
  Fair value of plan assets at
   end of year                           438,038                             438,038
                                       =========                           =========
Funded (unfunded) status                 131,794            (7,479)          124,315
Unrecognized net asset                   (13,165)                            (13,165)
Unrecognized net prior
   service cost                            6,181               464             6,645
Unrecognized net actuarial
    (gain) loss                         (108,142)            2,859          (105,283)
                                       ---------         ---------         ---------
Prepaid (accrued) pension
   cost                                   16,668            (4,156)           12,512
                                       =========         =========         =========
Amount recognized in the
   statement of financial
   position consists of:
  Prepaid benefit cost                    17,949                              17,949
  Accrued benefit liability               (1,281)           (4,344)           (5,625)
  Intangible assets                                            188               188
                                       ---------         ---------         ---------
Net amount recognized                  $  16,668         $  (4,156)        $  12,512
                                       =========         =========         =========

                                                                                               Benefit
Weighted average                             Pension Plan                                  Restoration Plan
assumptions as of                ------------------------------------------------------------------------------------
December 31:                     2000            1999            1998            2000            1999            1998
-----------------                ----            ----            ----            ----            ----            ----
  Discount rate                  7.25%           7.75%           6.50%           7.25%           7.75%           6.50%
  Expected return on
   plan assets                   8.50%           9.00%           9.00%
  Rate of compensation
   increase                       3.5 to          4.5 to          4.5 to          3.5 to          4.5 to          4.5 to
                                  7.5%            8.5%            8.5%            7.5%            8.5%            8.5%
                                 ----            ----            ----            ----            ----            ----

                                                                                Benefit
                                            Pension Plan                   Restoration Plan
                                    2000        1999        1998       2000      1999      1998
                                  --------    --------    --------    ------    ------    ------
                                                          (In thousands)

Components of net
  periodic pension cost:

Service cost                      $  9,468    $ 13,633    $ 12,360    $  580    $  716    $  438
Interest cost                       21,369      21,084      19,926       717       510       330
Expected return
  on plan assets                   (36,646)    (39,723)    (32,618)
Amortization of
  asset obligation                  (2,461)     (2,461)     (2,461)
Amortization of
  prior service cost (benefit)         455        (239)       (242)       53        53        53
Amortization of
  net (gain) loss                   (7,578)     (4,848)     (2,032)      323       391       209
                                  --------    --------    --------    ------    ------    ------
Net periodic
  (benefit) cost                  $(15,393)   $(12,554)   $ (5,067)   $1,673    $1,670    $1,030
                                  ========    ========    ========    ======    ======    ======

Retirement and savings plan

The Corporation also provides contributory retirement and savings plans pursuant to sections 1165 (e) of the Puerto Rico Internal Revenue Code and section 401
(k) of the Internal U.S. Revenue Code, as applicable, for substantially all the employees of Popular Securities, Equity One, Banco Popular North America, Popular Finance, Popular Leasing, Popular Insurance, Popular Mortgage, GM Group and Popular Cash Express. Employer contributions are determined based on specific provisions of each plan. The cost of providing this benefit in 2000 was $5,444,000 (1999 - $5,256,000; 1998 - $3,369,000).

         The Corporation also has a contributory savings plan available to employees of BPPR. Employees are fully vested in the employer's contribution after seven years of service. All contributions are invested in shares of the Corporation. Total savings plan expense was $988,000 in 2000 (1999 - $1,005,000; 1998 - $1,105,000). The savings plan held 1,590,695 (1999 - 1,334,433; 1998 -
1,303,398) shares of common stock of the Corporation with a market value of approximately $41,855,000 at December 31, 2000 (1999 - $37,281,000; 1998 -
$44,316,000).

Postretirement health care benefits

In addition to providing pension benefits, BPPR provides certain health care benefits for retired employees. Substantially all of the employees of BPPR who are eligible to retire under the pension plan, and provided they reach retirement age while working for BPPR, may become eligible for these benefits.

         The status of the Corporation's unfunded postretirement benefit plan at December 31, was as follows:

(In thousands)                                           2000          1999
--------------                                        ----------    ----------

Change in benefit obligation:
  Benefit obligation at beginning
    of the year                                       $   98,186    $  101,286
   Service cost                                            2,455         5,395
   Interest cost                                           6,212         7,007
   Plan amendment                                        (12,530)         (180)
   Benefits paid                                          (4,127)       (2,921)
   Actuarial loss (gain)                                     711       (12,401)
                                                      ----------    ----------
  Benefit obligation at end of year                   $   90,907    $   98,186
                                                      ==========    ==========
Change in plan assets:
  Unfunded status                                     $  (90,907)   $  (98,186)
  Unrecognized net prior service (benefit) cost           (8,574)        3,260
  Unrecognized net actuarial loss                          5,590         4,879
                                                      ----------    ----------
  Accrued benefit cost                                $  (93,891)   $  (90,047)
                                                      ==========    ==========

         The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 2000 was 7.25% (1999 - 7.75%).

         The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

(In thousands)                                          2000        1999        1998
--------------                                        --------    --------    --------

Service cost                                          $  2,455    $  5,395    $  4,731
Interest cost                                            6,212       7,007       6,016
Amortization of prior service (benefit) cost              (696)        366         450
Amortization of net loss                                 1,270         206
                                                      --------    --------    --------
Net periodic benefit cost                             $  7,971    $ 14,038    $ 11,403
                                                      ========    ========    ========

         For measurement purposes, a 6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 5% for 2001 and remain at that level thereafter. In February 2000, the Corporation adopted a plan amendment affecting only those employees retiring after February 1, 2001. The amendments provide that the Corporation's assumed cost will be capped to 3% of the annual health care cost increase.

         Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                            1-Percentage     1-Percentage
                                           Point Increase   Point Decrease
                                           --------------   --------------

Effect on total service cost and
 interest cost components                   $    389,000    $   (326,000)
Effect on postretirement
 benefit obligation                         $  3,882,000    $ (3,354,000)
                                            ============    ============

Profit sharing plan

BPPR also has a profit sharing plan covering substantially all regular employees. Annual contributions are determined based on the bank's profitability ratios, as defined in the plan, and are deposited in trust. Profit sharing expense for the year, including the cash portion paid annually to employees which represented 50% of the expense, amounted to $18,234,000 (1999 - $23,561,000; 1998 - $22,647,000).

Long-term incentive plan

BPPR has a long-term incentive plan for its senior management, which was amended in 1999. Based on the provisions of the new plan, the incentive is determined based on the performance of the Corporation's stock compared to the combined performance of the S&P 500 Index, S&P Financial Index and the S&P Banks Index during the three-year period of the plan. The incentive is awarded in shares of the Corporation, which are purchased in the open market.

         For the year ended December 31, 2000, the Corporation recognized an expense of $96,000 (1999 - $168,000; 1998 - $626,000) related to this plan.

NOTE 24 - RENTAL EXPENSE AND COMMITMENTS:

At December 31, 2000, the Corporation was obligated under a number of noncancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

                                 Minimum     Sublease
         Year                    payments    rentals       Net
                                 --------    --------    --------
                                          (In thousands)

         2001                    $ 29,701    $    823    $ 28,878
         2002                      23,584         576      23,008
         2003                      20,082         361      19,721
         2004                      16,688         161      16,527
         2005                      13,132         149      12,983
         Later years               68,046         256      67,790
                                 --------    --------    --------
                                 $171,233    $  2,326    $168,907
                                 ========    ========    ========

         Total rental expense for the year ended December 31, 2000, was $39,331,000 (1999 - $32,909,000; 1998 - $26,451,000).

NOTE 25 - INCOME TAX:

The components of income tax expense for the years ended December 31, are summarized below. Included in these amounts are income taxes of $2,490,000 in 2000 (1999 - $270,000; 1998 - $1,606,000), related to gains on securities transactions.

(In thousands)                            2000          1999          1998
--------------                         ----------    ----------    ----------

Current income tax expense:
Puerto Rico                            $   93,352    $   92,177    $   94,913
Federal and States                         17,622         9,399         8,914
                                       ----------    ----------    ----------
Subtotal                                  110,974       101,576       103,827
Deferred income tax
   benefit:
Puerto Rico                                (7,577)      (14,378)      (27,231)
Federal and States                         (2,600)       (2,078)       (1,925)
                                       ----------    ----------    ----------
Subtotal                                  (10,177)      (16,456)      (29,156)
                                       ----------    ----------    ----------
Total income tax expense               $  100,797    $   85,120    $   74,671
                                       ==========    ==========    ==========

         The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory rate in Puerto Rico, were as follows:

                                         2000                        1999                        1998
                                -----------------------     -----------------------     ---------------------
                                                  %of                         %of                       %of
                                                pre-tax                     pre-tax                   pre-tax
(Dollars in thousands)            Amount        Income        Amount        Income        Amount      Income
----------------------          ----------      -------     ----------      -------     ----------    -------

Computed income tax at
  statutory rates               $  146,542           39%     $  132,687           39%    $  119,609         39%
Benefits of net tax exempt
  interest income                  (46,164)         (12)       (54,405)         (16)       (47,432)       (15)
Federal, States taxes
  and other                            419        6,838              2        2,494
                                ----------      -------     ----------      -------     ----------    -------
Income tax expense              $  100,797           27%    $   85,120           25%    $   74,671         24%

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation's deferred tax assets and liabilities at December 31, were as follows:

(In thousands)                                           2000          1999
--------------                                        ----------    ----------

Deferred tax assets:
Alternative minimum tax credits
   available for carryforward and
   other credits                                      $   16,034    $   18,047
Net operating loss carryforward available                  1,377         6,287
Postretirement and pension benefits                       25,497        29,625
Allowance for loan losses                                113,899       104,231
Unrealized loss on securities available-for-sale                        35,993
Other temporary differences                               15,970        31,857
                                                      ----------    ----------
   Total gross deferred tax assets                       172,777       226,040
                                                      ----------    ----------

Deferred tax liabilities:
Differences between the assigned
   values and the tax bases of assets
   and liabilities recognized in purchase
   business combinations                                   1,635         7,552
Unrealized gain on securities available-for-sale           1,683
Other temporary differences                               14,066        11,511
                                                      ----------    ----------
   Total gross deferred tax liabilities                   17,384        19,063
                                                      ----------    ----------
   Valuation allowance                                       713           713
                                                      ----------    ----------
   Net deferred tax asset                             $  154,680    $  206,264
                                                      ==========    ==========

         At December 31, 2000, the Corporation had $16,034,000 in credits expiring in annual installments through year 2016 that will reduce the regular income tax liability in future years. The Corporation had, at the end of 2000, $3,748,877 in net operating losses (NOL) available to carry over to offset taxable income in future years until year 2002. Other temporary differences included as deferred assets are mainly related to the deferral of loan origination costs and commissions.

         A valuation allowance of $713,000 is reflected in 2000 and 1999, related to deferred tax assets arising from temporary differences for which the Corporation could not determine the likelihood of its realizability. Based on the information available, the Corporation expects to fully realize all other items comprising the net deferred tax asset as of December 31, 2000.

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

         The Corporation's subsidiaries in the United States file a consolidated federal income tax return. The Corporation's federal income tax provision for 2000 was $14,636,000 (1999 - $7,048,000; 1998 - $5,054,000). The intercompany settlements of taxes paid is based on tax sharing agreements which generally allocates taxes to each entity based on a separate return basis.

NOTE 26 - OFF-BALANCE SHEET LENDING ACTIVITIES AND CONCENTRATION OF CREDIT RISK:

Off-balance sheet risk

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

         Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)                                           2000          1999
--------------                                        ----------    ----------

Commitments to extend credit:
    Credit card lines                                 $1,787,601    $2,064,785
    Commercial lines of credit                         2,465,540     2,093,470
    Other unused commitments                             275,656       180,804
Commercial letters of credit                              13,962        22,926
Standby letters of credit                                103,705        62,022
Commitments to purchase mortgage loans                   100,000       100,000
Commitments to originate mortgage loans                                 20,014
Other commitments                                                        3,000
                                                      ----------    ----------

Commitments to extend credit

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

Letters of credit

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

Other commitments

In 2000, the Corporation entered into a commitment to purchase $100,000,000 of mortgage loans from another institution with the option of purchasing additional loans up to $175,000,000. The commitment expires on June 30, 2002. The purchased mortgage loans will continue to be serviced by the originating institution. As of December 31, 2000, no loans have been purchased under this agreement. In 1999, the Corporation entered into a similar agreement to purchase up to $175,000,000 in mortgage loans. The Corporation purchased the full amount of this commitment before the end of 2000.

         In 1999, the Corporation had a remaining commitment with a third party to originate $20,014,000 in thirty-year mortgages at an unsubsidized fixed rate of 6.50%. The commitment expired during 2000.

Geographic concentration

A geographic concentration exists within the Corporation's loan portfolio since a significant portion of its business activity is with customers located in Puerto Rico. As of December 31, 2000, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. Note 30 provides further information on the asset composition of the Corporation by geographical area as of December 31, 2000 and 1999.

         Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $5.9 billion and $5.2 billion in 2000 and 1999, respectively.

NOTE 27 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information. Many of these estimates involve various assumptions and estimates, and may vary significantly from amounts that could be realized in actual transactions.

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

         The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 2000 and 1999, respectively. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Corporation's fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation's value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

         The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2000 and 1999.

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

         Trading and investment securities are financial instruments, which regularly trade on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes, where available, or quoted market prices of financial instruments with similar characteristics. Trading account securities and securities available-for-sale are reported at their respective fair values in the consolidated statements of condition since they are marked-to market for accounting purposes. These instruments are detailed in the consolidated statements of condition and in Notes 4, 5 and 28.

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

         The fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings, NOW and money market accounts is, for purpose of this disclosure, equal to the amount payable on demand as of the respective dates. The fair value of certificates of deposit is based on the discounted value of contractual cash flows, using interest rates currently being offered on certificates with similar maturities.

         Borrowings and long-term debt, which include notes payable, senior debentures, subordinated notes and capital securities, were valued using quoted market rates for similar instruments at December 31, 2000 and 1999, respectively.

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

         Carrying amounts and estimated fair values for financial instruments at December 31 were:

(In thousands)                                2000                            1999
--------------                    ----------------------------    ----------------------------
                                    Carrying          Fair          Carrying         Fair
                                     Amount          Value           Amount          Value
                                  ------------    ------------    ------------    ------------

Financial Assets:
 Cash and short-term
  investments                     $  1,794,669    $  1,794,669    $  1,649,690    $  1,649,690
 Trading securities                    153,073         153,073         236,610         236,610
 Investment securities
  available-for-sale                 8,704,478       8,704,478       7,324,950       7,324,950
 Investment securities
  held-to-maturity                     356,177         350,018         299,312         295,076
 Loans held-for sale                   823,901         824,923         619,298         619,743
 Loans, net                         14,942,531      15,281,966      13,996,446      13,902,072
Financial Liabilities:
 Deposits                         $ 14,804,907    $ 14,318,131    $ 14,173,715    $ 14,135,259
 Federal funds purchased               687,914         687,914          28,039          28,039
 Securities sold under
  agreements to repurchase           4,276,201       4,276,201       4,386,441       4,386,441
 Short-term borrowings               4,369,212       4,369,212       2,612,389       2,612,389
 Notes payable                       1,176,912       1,278,627       1,852,599       1,781,786
 Subordinated notes                    125,000         122,538         125,000         116,604
 Capital securities                    150,000         153,442         150,000         154,665
Commitments to extend
credit and standby letters
of credit:
 Commitments to extend
  credit                          $  4,528,797    $      7,275    $  4,339,059    $      8,391
 Letters of credit                     117,667           4,721          84,948           1,847
                                  ============    ============    ============    ============

NOTE 28 - RISK MANAGEMENT AND TRADING ACTIVITIES:

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

         In managing its market risk the Corporation enters, to a limited extent, into certain derivative instruments that expose it to credit risk, which represents the risk that the counterparties might default on their obligations. To manage the level of credit risk the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Concentrations of credit risk which arise through the Corporation's off-balance sheet lending activities are presented in Note 26.

         The following table indicates the types of derivative financial instruments the Corporation held at December 31. The credit exposure is represented by the fair value of the instruments with a positive market value. The following table should be read in conjunction with the descriptions of these products and the Corporation's objectives for holding them which immediately follows:

(In thousands)                                    2000                                      1999
--------------                    ------------------------------------      ------------------------------------
                                                Average                                   Average
                                  Notional      for the         Fair        Notional      for the         Fair
                                   amount         year         value         amount         year         value
                                  --------      --------      --------      --------      --------      --------

Interest rate swaps:
  Pay floating/receive
   fixed                          $ 15,000      $ 15,000      $    (24)     $ 15,000      $ 15,000      $     20
  Pay fixed/receive
   floating                         35,000        35,000          (133)       35,000       100,792          (133)
Interest rate swaptions            118,664       105,511        32,571        80,456        77,533        38,995
Interest rate options               17,891        19,561           451        21,416        23,631         1,882
Interest rate caps                   2,363         2,494            16         2,713         2,713            57
Interest rate floors                 2,363         2,494           (28)        2,713         2,713           (17)
Forward contracts                   15,000         1,250           (80)
Foreign exchange
  contracts                            919         3,991                       1,930         2,485
Securities sold not yet
  purchased                                          486                                       413
                                  ========      ========      ========      ========      ========      ========

Interest rate swaps

Interest rate swap agreements generally involve the exchange of fixed and floating interest rate payment obligations without the exchange of the underlying principal. Net interest settlements on interest rate swaps are recorded as an adjustment to interest income or interest expense of the hedged item.

(In thousands)                                                 2000            1999
--------------                                             ------------    ------------

Activity of interest rate swaps hedges for the year:
   Beginning balance                                       $     50,000    $    205,000
   Matured swaps                                                               (155,000)
                                                           ------------    ------------
   Ending balance                                          $     50,000    $     50,000
                                                           ============    ============

Pay floating/receive fixed:
   Weighted average receive rate at December 31                    6.42%           6.42%
   Weighted average pay rate at December 31                        6.42            6.09
Pay fixed/receive floating:
   Weighted average receive rate at December 31                    6.56%           5.38%
   Weighted average pay rate at December 31                        6.75            6.75
                                                           ------------    ------------

         The agreements were entered into to change the Corporation's interest rate exposure and they end at the time the related obligation matures. The variable rates are based on the three-month and six-month LIBOR rates. Nonperformance by any of the counterparties on this agreement will expose the Corporation to an interest rate risk.

Interest rate swaptions

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

Interest rate futures and forwards

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

Interest rate options, caps and floors

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

Foreign exchange contracts

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

Securities sold not yet purchased

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

Trading activities

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

         At December 31, 2000 the Corporation held no future contracts written for trading purposes. At December 31, 1999 the Corporation held no futures or options contracts written for trading purposes. The following table indicates the fair value and net gains (losses) of derivatives financial instruments held for trading purposes.

(In thousands)                                 Fair Value
--------------        -----------------------------------------------------------
                      At December 31, 2000    Average for the period    Net gains
                      Assets   Liabilities     Assets   Liabilities      (losses)
                      ------   -----------     ------   -----------     ---------

Options                $  25      $ (25)        $   9      $  (9)         $   2
Forward contracts                  (127)           56        (92)          (438)


(In thousands)                                    Fair Value
--------------             --------------------------------------------------------
                           At December 31, 1999   Average for the period  Net gains
                           Assets   Liabilities    Assets   Liabilities    (losses)
                           ------   -----------    ------   -----------   ---------

Futures contracts                                                           $  (7)
Forward contracts           $  50                   $ 123                   $1,476

         The Corporation's credit exposure from off-balance sheet derivative financial instruments held or issued for trading purposes is represented by the fair value of the instruments with a positive fair value at that date.

NOTE 29 - SUPPLEMENTAL DISCLOSURE ON THE CONSOLIDATED STATEMENTS OF CASH FLOWS:

During the year ended December 31, 2000, the Corporation paid interest and income taxes amounting to $1,142,495,000 and $117,920,000, respectively (1999 - $879,340,000 and $132,871,000; 1998 - $768,415,000 and $93,850,000). In
addition, loans transferred to other real estate and other property for the year ended December 31, 2000, amounted to $31,148,000 and $25,403,000, respectively (1999 - $29,290,000 and $24,959,000). In connection with the sale of the investment in BF, the Corporation received a note receivable (denominated in U.S. dollars) for $22,500,000, which earns interest at 9.5%.

NOTE 30 - SEGMENT REPORTING:

Popular, Inc. operates three major reportable segments: commercial banking, mortgage and consumer lending, and lease financing. Management has determined its reportable segments based on legal entity, which is the way that operating decisions are made and performance is measured. These entities have then been aggregated by products, services and markets with similar characteristics.

         The Corporation's commercial banking segment includes all banking subsidiaries, which provide individuals, corporations and institutions with commercial and retail banking services, including loans and deposits, trust, mortgage banking and servicing, asset management, credit cards and other financial services. These services are offered through a delivery system of 304 branches throughout Puerto Rico, the U.S. and British Virgin Islands, and the United States.

         The Corporation's mortgage and consumer lending segment includes those non-banking subsidiaries whose principal activity is originating mortgage and consumer loans such as Popular Mortgage, Levitt Mortgage, Popular Finance and Equity One. The services of Popular Mortgage, Levitt Mortgage and Popular Finance are furnished through 84 offices in Puerto Rico while those of Equity One are provided in 136 offices throughout 30 states.

         The Corporation's lease financing segment provides financing for vehicles and equipment through 12 offices of Popular Leasing and Rental, Inc. in Puerto Rico and 11 offices of Popular Leasing, USA in 8 states. The "Other" category includes all holding companies and non-banking subsidiaries which provide insurance agency services, retail financial services, investment banking and broker/dealer activities, as well as those providing ATM processing services, electronic data processing and consulting services, sale and rental of electronic data processing equipment, and selling and maintenance of computer software. As of December 31, 1998 and 1999, it also included the banking operations of BF in the Dominican Republic. The Corporation's ownership interest in BF was sold during 2000.

         The accounting policies of the segments are the same as those described in the summary of accounting policies. Following are the results of operations and selected financial information by operating segment for each of the three years ended December 31:

                                                  Mortgage and
                                 Commercial         consumer          Lease                            Elimina-
(In thousands)                    banking           lending         financing          Other             tions             Total
--------------                  ------------      ------------      ----------      ------------      ------------      ------------
                                                                               2000
                                ----------------------------------------------------------------------------------------------------

Net interest income             $    845,575      $     92,373      $   43,546      $      1,408      $       (141)     $    982,761
Provision for loan losses            137,774            29,250          21,761             5,855                             194,640
Other income                         253,112            50,119          21,620           148,891            (8,644)          465,098
Intangibles amortization              28,399               717             754             4,688                              34,558
Depreciation expense                  58,055             3,342           9,018             6,433                              76,848
Other operating expenses             556,782            73,471          22,629           115,713            (2,530)          766,065
Net loss of minority interest                               48                             1,104                               1,152
Income tax                            81,314            12,201           4,181             4,641            (1,540)          100,797
                                ------------      ------------      ----------      ------------      ------------      ------------
   Net income                   $    236,363      $     23,559      $    6,823      $     14,073      $     (4,715)     $    276,103
                                ============      ============      ==========      ============      ============      ============
   Segment assets               $ 23,880,191      $  2,848,464      $  957,175      $  6,240,372      $ (5,869,151)     $ 28,057,051
                                ============      ============      ==========      ============      ============      ============

                                                  Mortgage and
                                 Commercial         consumer          Lease                             Elimina-
(In thousands)                    banking           lending         financing          Other             tions             Total
                                ------------      ------------      ----------      ------------      ------------      ------------
                                                                                1999
                                ----------------------------------------------------------------------------------------------------
Net interest income             $    817,122      $     90,656      $   42,772      $      3,255      $        (67)     $    953,738
Provision for loan losses            112,881            26,457           8,022             1,588                             148,948
Other income                         249,446            45,084          18,912            65,816            (6,342)          372,916
Intangibles amortization              28,143               436             754             2,455                              31,788
Depreciation expense                  55,776             1,852           8,347             5,345                              71,320
Other operating expenses             576,817            70,624          25,040            63,829            (1,936)          734,374
Net loss of minority interest                                                              2,454                               2,454
Income tax                            67,094            12,685           7,526            (1,036)           (1,149)           85,120
                                ------------      ------------      ----------      ------------      ------------      ------------
   Net income                   $    225,857      $     23,686      $   11,995      $       (656)     $     (3,324)     $    257,558
                                ============      ============      ==========      ============      ============      ============
   Segment assets               $ 21,736,663      $  2,148,084      $  733,063      $  6,350,477      $ (5,507,748)     $ 25,460,539
                                ============      ============      ==========      ============      ============      ============

                                                  Mortgage and
                                 Commercial         consumer          Lease                             Elimina-
(In thousands)                    banking           lending         financing          Other             tions             Total
                                ------------      ------------      ----------      ------------      ------------      ------------
                                                                                1998
                                ----------------------------------------------------------------------------------------------------
Net interest income             $    751,126      $     83,940      $   40,180      $     (2,163)     $        (71)     $    873,012
Provision for loan losses            104,374            21,480          11,250               109                             137,213
Other income                         215,021            31,944          18,828            26,915            (1,462)          291,246
Intangibles amortization              25,602               890           1,237               131                              27,860
Depreciation expense                  51,830             1,428           8,590               801                              62,649
Operating expenses                   532,015            55,798          21,668            20,855              (491)          629,845
Net loss of minority interest            328               328
Income tax                            53,464            13,964           6,258               972                13            74,671
                                ------------      ------------      ----------      ------------      ------------      ------------
   Net income                   $    198,862      $     22,324      $   10,005      $      2,212      $     (1,055)     $    232,348
                                ============      ============      ==========      ============      ============      ============
   Segment assets               $ 19,973,005      $  1,830,134      $  678,878      $  5,269,381      $ (4,591,041)     $ 23,160,357
                                ============      ============      ==========      ============      ============      ============

GEOGRAPHIC INFORMATION

(In thousands)                            2000          1999          1998
--------------                         ----------    ----------    ----------

Revenues(*):
Puerto Rico                            $1,808,295    $1,548,804    $1,419,371
United States                             694,192       561,307       462,582
Other                                     112,768       114,475        60,996
                                       ----------    ----------    ----------
Total consolidated revenues            $2,615,255    $2,224,586    $1,942,949
                                       ==========    ==========    ==========

(*) Total revenues include interest income, service charges on deposit accounts, other service fees, gain on sale of securities, trading account profit, and other income.

(In thousands)                                  2000            1999            1998
--------------                              ------------    ------------    ------------

Selected Balance Sheet Information:
Puerto Rico
 Total assets                               $ 20,146,184    $ 18,064,388    $ 16,517,161
 Loans                                         9,370,627       8,767,843       7,895,689
 Deposits                                      9,974,677       9,792,129       9,444,199
United States
 Total assets                               $  7,246,259    $  6,407,217    $  5,660,628
 Loans                                         6,264,014       5,460,696       4,556,060
 Deposits                                      4,107,994       3,472,839       3,410,808
Other
 Total assets                               $    664,608    $    988,934    $    982,568
 Loans                                           422,444         679,215         627,046
 Deposits                                        722,236         908,747         817,207
                                            ============    ============    ============

NOTE 31 - CONTINGENT LIABILITIES:

The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation's financial position or results of operations.

NOTE 32 - POPULAR, INC. (HOLDING COMPANY ONLY) FINANCIAL INFORMATION:

The following condensed financial information presents the financial position of the Holding Company only as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31.

         The financial information related to the investment in subsidiaries, presented below, was restated to reflect the U.S. reorganization which took place in 1999. As part of this reorganization, the Banco Popular branches in New York were merged with and into BPNA.

Statements of Condition

                                                                 December 31,
(In thousands)                                                2000          1999
--------------                                             ----------    ----------

ASSETS
Cash                                                       $      283    $      332
Money market investments                                       20,837        35,500
Investment securities available-for-sale,
   at market value                                            151,413       126,716
Investment in BPPR and subsidiaries, at equity              1,344,703     1,048,739
Investment in Popular International Bank
   and subsidiaries, at equity                                573,375       540,866
Investment in other subsidiaries, at equity                    87,696        76,069
Advances to subsidiaries                                      515,547       895,448
Loans to a former subsidiary                                   28,226
Other assets                                                   23,136        10,057
                                                           ----------    ----------
   Total assets                                            $2,745,216    $2,733,727
                                                           ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper                                           $   51,987    $  133,117
Other short-term borrowings                                   325,726       297,933
Notes payable                                                 212,011       484,715
Accrued expenses and other liabilities                         36,848        31,976
Subordinated notes                                            125,000       125,000
Stockholders' equity                                        1,993,644     1,660,986
                                                           ----------    ----------
   Total liabilities and stockholders' equity              $2,745,216    $2,733,727
                                                           ==========    ==========

Statements of Income

                                                             Year ended December 31,
(In thousands)                                           2000          1999          1998
--------------                                        ----------    ----------    ----------

Income:
   Dividends from subsidiaries                        $   88,000    $  314,348    $   70,925
   Interest on money market and
    investment securities                                  2,718         3,696         5,052
   Other operating income                                 10,818         7,232           346
   Gain on sale of securities                             12,001                       4,303
   Interest on advances to
    subsidiaries                                          49,295        57,219        49,564
   Interest on loans to a former subsidiary                1,068
                                                      ----------    ----------    ----------
   Total income                                          163,900       382,495       130,190
                                                      ----------    ----------    ----------
Expenses:
   Interest expense                                       59,690        64,739        58,747
   Provision for loan losses                               1,365
   Operating expenses                                      2,454         2,155         1,108
                                                      ----------    ----------    ----------
   Total expenses                                         63,509        66,894        59,855
                                                      ----------    ----------    ----------
Income before income taxes
   and equity in undistributed
   earnings of subsidiaries                              100,391       315,601        70,335
Income taxes                                               3,354                          32
                                                      ----------    ----------    ----------
Income before equity in
   undistributed earnings of
   subsidiaries                                           97,037       315,601        70,303
Equity in undistributed earnings
   of subsidiaries (dividends in
   excess of annual net earnings
   of subsidiaries)                                      179,066       (58,043)      162,045
                                                      ----------    ----------    ----------
Net income                                            $  276,103    $  257,558    $  232,348
                                                      ==========    ==========    ==========

Statements of Cash Flows

                                                             Year ended December 31,
(In thousands)                                           2000          1999          1998
--------------                                        -----------   ----------    ----------
Cash flows from operating activities:
 Net income                                           $  276,103    $  257,558    $  232,348
                                                      ----------    ----------    ----------
 Adjustments to reconcile net income
   to net cash provided by operating
   activities:
   Equity in undistributed earnings
     of subsidiaries (dividends in excess
     of annual net earnings of subsidiaries)            (179,066)       58,043      (162,045)
   Net gain on sale of investment securities
     available-for-sale                                  (12,001)                     (4,303)
   Amortization of premiums and
     accretion of discounts on investments                                  17            25
   Net increase in other assets                          (18,539)       (5,494)       (1,515)
   Net increase (decrease) in current and
     deferred taxes                                        6,826        (6,108)          367
   Net (decrease) increase in interest payable              (605)        1,557         2,376
   Net increase in other liabilities                       5,451         5,207           419
                                                      ----------    ----------    ----------
   Total adjustments                                    (197,934)       53,222      (164,676)
                                                      ----------    ----------    ----------
   Net cash provided by operating
     activities                                           78,169       310,780        67,672
                                                      ----------    ----------    ----------
Cash flows from investing activities:
   Net decrease (increase) in money
     market investments                                   14,663       (31,800)       (3,700)
   Purchases of investment securities
     available-for-sale                                  (37,318)      (94,299)       (7,362)
   Maturities of investment securities
     available-for-sale                                   13,503        50,000         5,000
   Proceeds from sales of investment
     securities available-for-sale                        19,950         3,308         7,700
   Capital contribution to subsidiaries                  (25,747)       (5,100)     (119,941)
   Distribution from subsidiary                                          8,642
   Net change in advances to subsidiaries                350,310      (126,042)      (77,700)
                                                      ----------    ----------    ----------
   Net cash provided by (used in) investing
     activities                                          335,361      (195,291)     (196,003)
                                                      ----------    ----------    ----------
Cash flows from financing activities:
   Net decrease in securities sold under
     agreements to repurchase                                          (51,438)         (337)
   Net (decrease) increase in commercial
     paper                                               (81,130)      (31,398)       66,416
   Net increase in other
     short-term borrowings                                27,793        50,861       156,197
   Net (decrease) increase in notes
     payable                                            (272,704)       47,838       (29,211)
   Cash dividends paid                                   (95,297)      (87,012)      (72,021)
   Proceeds from issuance of
     common stock                                          9,823         9,387         7,433
   Treasury stock acquired                                (2,064)      (53,919)
                                                      ----------    ----------    ----------
 Net cash (used in) provided by
   financing activities                                 (413,579)     (115,681)      128,477
                                                      ----------    ----------    ----------
Net (decrease) increase in cash                              (49)         (192)          146
Cash at beginning of year                                    332           524           378
                                                      ----------    ----------    ----------
Cash at end of year                                   $      283    $      332    $      524
                                                      ==========    ==========    ==========

         The principal source of income for the Holding Company consists of dividends from BPPR. As a member subject to the regulations of the Federal Reserve Board, BPPR must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its net profits for that year, as defined by the Federal Reserve Board, combined with its retained net profits for the preceding two years. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 19. At December 31, 2000, BPPR could have declared a dividend of approximately $205,088,000 without the approval of the Federal Reserve Bank.

NOTE 33 - CONDENSED CONSOLIDATING FINANCIAL INFORMATION OF GUARANTOR AND ISSUERS OF GUARANTEED SECURITIES REGISTERED:

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (PIHC), Popular International Bank, Inc. (PIBI), Popular North America, Inc. (PNA) and all other subsidiaries of the Corporation as of December 31, 1999 and 2000, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2000. PIBI, PNA, and their wholly-owned subsidiaries, except BPNA and Banco Popular, National Association (BP,N.A.), have a fiscal year that ends on November 30. Accordingly, the consolidated financial information of PIBI and PNA as of November 30, 1998, 1999 and 2000, corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31, 1998, 1999, and 2000, respectively.

         PIHC, PIBI and PNA are authorized issuers of debt securities and preferred stock under a shelf registration filed with the SEC that became effective on August 4, 1999.

         PIBI is an operating subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries, ATH Costa Rica, CreST, S.A., and PNA. The ownership interest in BF, sold in 2000, was also part of PIBI during 1998 and 1999.

         PNA is an operating subsidiary of PIBI and is the holding company of its wholly-owned subsidiaries, Popular Cash Express, Inc., Equity One, Inc., BPNA and BP, N.A., including its wholly-owned subsidiary Popular Insurance, Inc.

         PIHC fully and unconditionally guarantees all registered debt securities and preferred stock issued by PIBI and PNA. As described in Note 32 of these financial statements, the principal source of cash flows for PIHC consists of dividends from BPPR.

Statement of Condition

                                                                          Year ended December 31, 2000
                                               ------------------------------------------------------------------------------------
                                               Popular, Inc.     PIBI         PNA          All other      Elimination  Popular, Inc.
(In thousands)                                  Holding Co.   Holding Co.  Holding Co.    subsidiaries      Entries    Consolidated
--------------                                 ------------- ------------  -----------    ------------    -----------  ------------
ASSETS
Cash and due from banks                        $       283   $        18   $       288    $   822,672    $   (97,210)   $   726,051
Money market investments                            20,837           326            60      1,944,366       (896,971)     1,068,618
Investment securities
 available-for-sale, at market value               151,413        12,577         6,342      8,534,146                     8,704,478
Investment securities
 held-to-maturity, at amortized cost                                                          510,817       (154,640)       356,177
Trading account securities, at market value                                                   153,073                       153,073
Investment in subsidiaries, at equity            2,005,774       542,158       741,505        139,053     (3,428,490)
Loans held-for-sale, at lower of cost or
 market                                                                                       823,901                       823,901
                                               -----------   -----------   -----------    -----------    -----------    -----------
Loans                                              543,773        22,500     1,842,515     15,629,152     (2,457,561)    15,580,379
Less - Unearned income                                                                        347,195                       347,195
       Allowance for loan losses                                                              290,653                       290,653
                                               -----------   -----------   -----------    -----------    -----------    -----------
                                                   543,773        22,500     1,842,515     14,991,304     (2,457,561)    14,942,531
                                               -----------   -----------   -----------    -----------    -----------    -----------
Premises and equipment                                                                        405,772                       405,772
Other real estate                                                                              23,518                        23,518
Customers' liabilities on acceptances                                                           1,647                         1,647
Accrued income receivable                            1,113           590        12,051        209,278        (20,492)       202,540
Other assets                                        22,023           895         4,937        340,614         (1,319)       367,150
Intangible assets                                                                             282,048           (453)       281,595
                                               -----------   -----------   -----------    -----------    -----------    -----------
                                               $ 2,745,216   $   579,064   $ 2,607,698    $29,182,209    $(7,057,136)   $28,057,051
                                               ===========   ===========   ===========    ===========    ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits:
   Non-interest bearing                                                                   $ 3,207,037    $   (97,152)   $ 3,109,885
   Interest bearing                                                                        11,738,916        (43,894)    11,695,022
                                                                                          -----------    -----------    -----------
                                                                                           14,945,953       (141,046)    14,804,907

 Federal funds purchased and securities
   sold under agreements to repurchase                                     $    68,700      5,033,117       (137,702)     4,964,115
 Other short-term borrowings                   $   377,713   $     5,414     1,336,063      4,298,732     (1,648,710)     4,369,212
 Notes payable                                     212,011                     633,254      1,997,722     (1,666,075)     1,176,912
 Acceptances outstanding                                                                        1,647                         1,647
 Other liabilities                                  36,848           275        37,267        421,807        (25,510)       470,687
                                               -----------   -----------   -----------    -----------    -----------    -----------
                                                   626,572         5,689     2,075,284     26,698,978     (3,619,043)    25,787,480
                                               -----------   -----------   -----------    -----------    -----------    -----------
 Subordinated notes                                125,000                                                                  125,000
                                               -----------                                                              -----------
 Preferred beneficial interests in Popular
   North America's Junior subordinated
   deferrable interest debentures
   Guaranteed by the Corporation                                                              150,000                       150,000
                                                                                          -----------    -----------    -----------
Minority interest in consolidated subsidiaries                                                    105            822            927
                                                                                          -----------    -----------    -----------
Stockholders' equity:
Preferred stock                                    100,000                                                                  100,000
Common stock                                       830,356         3,962             2         72,575        (76,539)       830,356
Surplus                                            260,984       485,676       439,964      1,328,053     (2,253,693)       260,984
Retained earnings                                  865,082        83,576        90,434        949,552     (1,123,562)       865,082
Treasury stock, at cost                            (66,214)                                      (314)           314        (66,214)
Accumulated other comprehensive income
 (loss), net of taxes                                3,436           161         2,014        (16,740)        14,565          3,436
                                               -----------   -----------   -----------    -----------    -----------    -----------
                                                 1,993,644       573,375       532,414      2,333,126     (3,438,915)     1,993,644
                                               -----------   -----------   -----------    -----------    -----------    -----------
                                               $ 2,745,216   $   579,064   $ 2,607,698    $29,182,209    $(7,057,136)   $28,057,051
                                               ===========   ===========   ===========    ===========    ===========    ===========

 Statement of Condition

                                                                          Year ended December 31, 1999
                                            ----------------------------------------------------------------------------------------
                                            Popular, Inc.     PIBI            PNA         All other     Elimination    Popular, Inc.
(In thousands)                               Holding Co.    Holding Co.    Holding Co.   subsidiaries     Entries      Consolidated
--------------                              -------------  ------------    -----------   ------------   -----------    -------------
ASSETS
Cash and due from banks                     $        332   $        227   $        664   $    693,238   $    (30,765)  $    663,696
Money market investments                          35,500          3,258         21,503      1,720,305       (794,572)       985,994
Investment securities
 available-for-sale, at market value             126,716         13,525          5,330      7,180,179           (800)     7,324,950
Investment securities
 held-to-maturity, at amortized cost                                                          453,952       (154,640)       299,312
Trading account securities, at market value                                                   236,610                       236,610
Investment in subsidiaries, at equity          1,665,674        539,288        620,332        113,145     (2,938,439)
Loans held-for-sale, at lower of cost or
 market                                                                                       619,298                       619,298
                                            ------------   ------------   ------------   ------------    -----------   ------------
Loans                                            895,448         16,961      1,427,775     14,706,699     (2,387,483)    14,659,400
Less -  Unearned income                                                                       370,944                       370,944
        Allowance for loan losses                                                             292,010                       292,010
                                            ------------   ------------   ------------   ------------    -----------   ------------
                                                 895,448         16,961      1,427,775     14,043,745     (2,387,483)    13,996,446
                                            ------------   ------------   ------------   ------------    -----------   ------------
Premises and equipment                                                                        440,971                       440,971
Other real estate                                                                              29,268                        29,268
Customers' liabilities on acceptances                                                          12,041                        12,041
Accrued income receivable                            122            196            672        187,232        (12,476)       175,746
Other assets                                       9,935            593          4,782        357,057           (946)       371,421
Intangible assets                                                                             305,373           (587)       304,786
                                            ------------   ------------   ------------   ------------    -----------   ------------
                                            $  2,733,727   $    574,048   $  2,081,058   $ 26,392,414   $ (6,320,708)  $ 25,460,539
                                            ============   ============   ============   ============   ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits:
   Non-interest bearing                                                                  $  3,315,609   $    (30,660)  $  3,284,949
   Interest bearing                                                                        11,510,011       (621,245)    10,888,766
                                                                                         ------------   ------------   ------------
                                                                                           14,825,620       (651,905)    14,173,715
Federal funds purchased and securities
 sold under agreements to repurchase                                                        4,521,700       (107,220)     4,414,480
Other short-term borrowings                 $    431,050   $     25,719   $    324,657      2,950,906     (1,119,943)     2,612,389
Notes payable                                    484,715          7,007      1,201,412      1,622,821     (1,463,356)     1,852,599
Acceptances outstanding                                                                        12,041                        12,041
Other liabilities                                 31,976            455         42,582        376,593        (14,888)       436,718
                                            ------------   ------------   ------------   ------------    -----------   ------------
                                                 947,741         33,181      1,568,651     24,309,681     (3,357,312)    23,501,942
                                            ------------   ------------   ------------   ------------    -----------   ------------
Subordinated notes                               125,000                                                                    125,000
                                            ------------                                                               ------------
Preferred beneficial interests in
  Popular North America's Junior
  subordinated deferrable interest
  debentures Guaranteed by the Corporation                                                    150,000                       150,000
                                                                                         ------------                  ------------
 Minority interest in consolidated
  subsidiaries                                                                                                22,611         22,611
                                                                                                         -----------   ------------
 Stockholders' equity:
 Preferred stock                                 100,000                                                                    100,000
 Common stock                                    827,662          3,962              2         62,445        (66,409)       827,662
 Surplus                                         243,855        470,226        439,964      1,273,797     (2,183,987)       243,855
 Retained earnings                               694,301         69,529         74,005        750,111       (893,645)       694,301
 Treasury stock, at cost                         (64,123)                                        (287)           287        (64,123)
 Accumulated other comprehensive income
  (loss), net of taxes                          (140,709)        (2,850)        (1,564)      (153,333)       157,747       (140,709)
                                            ------------   ------------   ------------   ------------    -----------   ------------
                                               1,660,986        540,867        512,407      1,932,733     (2,986,007)     1,660,986
                                            ------------   ------------   ------------   ------------    -----------   ------------
                                            $  2,733,727   $    574,048   $  2,081,058   $ 26,392,414   $ (6,320,708)  $ 25,460,539
                                            ============   ============   ============   ============   ============   ============

Consolidated Statement of Income

                                                                     Year ended December 31, 2000
                                       ------------------------------------------------------------------------------------------
                                       Popular, Inc.      PIBI           PNA            Other         Elimination   Popular, Inc.
(In thousands)                          Holding Co.    Holding Co.    Holding Co.    Subsidiaries       Entries     Consolidated
--------------                         -------------   -----------   ------------    ------------    ------------   -------------
INTEREST INCOME:
  Loans                                  $  50,363     $     876     $   119,316     $ 1,589,626     $  (173,349)    $1,586,832
  Money market investments                     855            81             189         118,585         (57,354)        62,356
  Investment securities                      1,863             2             715         496,603         (12,985)       486,198
  Trading account securities                                                              14,771                         14,771
                                         ---------     ---------     -----------     -----------     -----------     ----------
                                            53,081           959         120,220       2,219,585        (243,688)     2,150,157
                                         ---------     ---------     -----------     -----------     -----------     ----------
INTEREST EXPENSE:
  Deposits                                                                               553,471         (24,098)       529,373
  Short-term borrowings                     30,354           552          54,030         522,091         (98,998)       508,029
  Long-term debt                            29,336           142          72,646         148,321        (120,451)       129,994
                                         ---------     ---------     -----------     -----------     -----------     ----------
                                            59,690           694         126,676       1,223,883        (243,547)     1,167,396
                                         ---------     ---------     -----------     -----------     -----------     ----------
Net interest (loss) income                  (6,609)          265          (6,456)        995,702            (141)       982,761
Provision for loan losses                    1,365                                       193,275                        194,640
                                         ---------     ---------     -----------     -----------     -----------     ----------
Net interest (loss) income after
 provision for loan losses                  (7,974)          265          (6,456)        802,427            (141)       788,121
Service charges on deposit accounts                                                      125,519                        125,519
Other service fees                                                                       218,853          (1,819)       217,034
Gain (loss) on sale of securities           12,001                                          (800)                        11,201
Trading account profit                                                                     2,230                          2,230
Other operating income                      10,818         1,279                         103,842          (6,825)       109,114
                                         ---------     ---------     -----------     -----------     -----------     ----------
                                            14,845         1,544          (6,456)      1,252,071          (8,785)     1,253,219
                                         ---------     ---------     -----------     -----------     -----------     ----------

OPERATING EXPENSES:
 Personnel costs:
  Salaries                                                   280                         306,249                        306,529
  Profit sharing                                                                          18,913                         18,913
  Pension and other benefits                                  46                          68,688                         68,734
                                                       ---------                     -----------     -----------     ----------
                                                             326                         393,850                        394,176
 Net occupancy expenses                                       12                          67,724             (16)        67,720
 Equipment expenses                              1                                        98,021                         98,022
 Other taxes                                 1,350                                        32,775                         34,125
 Professional fees                             473             9             228          67,126          (1,947)        65,889
 Communications                                 19                                        45,670                         45,689
 Business promotion                                                                       46,791                         46,791
 Printing and supplies                           2                                        20,826                         20,828
 Other operating expenses                      609            50             421          69,160            (567)        69,673
 Amortization of intangibles                                                              34,558                         34,558
                                         ---------     ---------     -----------     -----------     -----------     ----------
                                             2,454           397             649         876,501          (2,530)       877,471
                                         ---------     ---------     -----------     -----------     -----------     ----------
Income (losses) before income tax and
 equity in earnings (losses) of
 subsidiaries                               12,391         1,147          (7,105)        375,570          (6,255)       375,748
Income tax                                   3,354                        (2,590)        101,573          (1,540)       100,797
Net loss of minority interest                                                              1,152                          1,152
                                         ---------     ---------     -----------     -----------     -----------     ----------
Income (losses) before equity in
 earnings (losses) of subsidiaries           9,037         1,147          (4,515)        275,149          (4,715)       276,103
Equity in earnings of subsidiaries         267,066        12,900          20,944           9,271        (310,181)
                                         ---------     ---------     -----------     -----------     -----------     ----------
NET INCOME                               $ 276,103     $  14,047     $    16,429     $   284,420     $  (314,896)    $  276,103
                                         =========     =========     ===========     ===========     ===========     ==========

 Consolidated Statement of Income

                                                                      Year ended December 31, 1999
                                        ------------------------------------------------------------------------------------------
                                        Popular, Inc.      PIBI           PNA            Other         Elimination   Popular, Inc.
(In thousands)                           Holding Co.    Holding Co.    Holding Co.    Subsidiaries       Entries     Consolidated
--------------                          -------------   -----------   ------------    ------------    ------------   -------------
INTEREST INCOME:
   Loans                                  $  57,219     $     484     $    80,093     $ 1,375,630    $  (140,268)    $1,373,158
   Money market investments                     662           263           2,418          64,359        (34,268)        33,434
   Investment securities                      3,034             2             720         435,035        (12,884)       425,907
   Trading account securities                                                              19,171                        19,171
                                          ---------     ---------     -----------     -----------    -----------     ----------
                                             60,915           749          83,231       1,894,195       (187,420)     1,851,670
                                          ---------     ---------     -----------     -----------    -----------     ----------

INTEREST EXPENSE:
   Deposits                                                                               460,358         (8,143)       452,215
   Short-term borrowings                     22,525           922          22,822         354,270        (82,893)       317,646
   Long-term debt                            42,214           100          66,445         115,629        (96,317)       128,071
                                          ---------     ---------     -----------     -----------    -----------     ----------
                                             64,739         1,022          89,267         930,257       (187,353)       897,932
                                          ---------     ---------     -----------     -----------    -----------     ----------
Net (loss) interest income                   (3,824)         (273)         (6,036)        963,938            (67)       953,738
Provision for loan losses                                                                 148,948                       148,948
                                          ---------     ---------     -----------     -----------    -----------     ----------
Net interest income (loss) after
  provision for loan losses                  (3,824)         (273)         (6,036)        814,990            (67)       804,790
Service charges on deposit accounts                                                       118,187                       118,187
Other service fees                                                                        171,025         (1,298)       169,727
Gain on sale of securities                                                    216             422                           638
Trading account loss                                                                       (1,582)                       (1,582)
Other operating income                        7,232           608               4          83,147         (5,045)        85,946
                                          ---------     ---------     -----------     -----------    -----------     ----------
                                              3,408           335          (5,816)      1,186,189         (6,410)     1,177,706
                                          ---------     ---------     -----------     -----------    -----------     ----------

OPERATING EXPENSES:
  Personnel costs:
   Salaries                                                   235                         289,760                       289,995
   Profit sharing                                                                          23,881                        23,881
   Pension and other benefits                                  43                          72,777                        72,820
                                                        ---------                     -----------                    ----------
                                                              278                         386,418                       386,696
Net occupancy expenses                                         12                          60,802                        60,814
Equipment expenses                                1                                        88,346            (13)        88,334
Other taxes                                     835                                        32,455                        33,290
Professional fees                             1,307            11             699          67,807         (1,869)        67,955
Communications                                    2                                        43,144                        43,146
Business promotion                                                                         45,938                        45,938
Printing and supplies                            10                                        20,699                        20,709
Other operating expenses                                       42               9          58,815            (54)        58,812
Amortization of intangibles                                                                31,788                        31,788
                                          ---------     ---------     -----------     -----------    -----------     ----------
                                              2,155           343             708         836,212         (1,936)       837,482
                                          ---------     ---------     -----------     -----------    -----------     ----------
Income (losses) before income tax and
  equity in earnings (losses) of
  subsidiaries                                1,253            (8)         (6,524)        349,977         (4,474)       340,224
Income tax                                                                 (2,277)         88,546         (1,149)        85,120
Net loss of minority interest                                                               2,454                         2,454
                                          ---------     ---------     -----------     -----------    -----------     ----------
Income (losses) before equity in
  earnings (losses) of subsidiaries           1,253            (8)         (4,247)        263,885         (3,325)       257,558
Equity in earnings of subsidiaries          256,305         4,858          13,199          13,180       (287,542)
                                          ---------     ---------     -----------     -----------    -----------     ----------
NET INCOME                                $ 257,558     $   4,850     $     8,952     $   277,065    $  (290,867)    $  257,558
                                          =========     =========     ===========     ===========    ===========     ==========

Consolidated Statement of Income

                                                                     Year ended December 31, 1998
                                        ------------------------------------------------------------------------------------------
                                        Popular, Inc.      PIBI           PNA            Other         Elimination   Popular, Inc.
(In thousands)                           Holding Co.    Holding Co.    Holding Co.    Subsidiaries       Entries     Consolidated
--------------                          -------------   -----------   ------------    ------------    ------------   -------------
INTEREST INCOME:
  Loans                                  $  49,564                     $  69,401      $ 1,222,126     $  (129,241)    $1,211,850
  Money market investments                     121      $     351          2,337           49,632         (15,660)        36,781
  Investment securities                      4,931              1            386          393,032         (12,877)       385,473
  Trading account securities                                  244                          17,355                         17,599
                                         ---------      ---------      ---------      -----------     -----------     ----------
                                            54,616            596         72,124        1,682,145        (157,778)     1,651,703
                                         ---------      ---------      ---------      -----------     -----------     ----------

INTEREST EXPENSE:
  Deposits                                                                                412,942          (1,450)       411,492
  Short-term borrowings                     25,800            678         24,175          268,056         (66,985)       251,724
  Long-term debt                            32,947                        49,587          122,212         (89,271)       115,475
                                         ---------      ---------      ---------      -----------     -----------     ----------
                                            58,747            678         73,762          803,210        (157,706)       778,691
                                         ---------      ---------      ---------      -----------     -----------     ----------
Net interest (loss) income                  (4,131)           (82)        (1,638)         878,935             (72)       873,012
Provision for loan losses                                                                 137,213                        137,213
                                         ---------      ---------      ---------      -----------     -----------     ----------
Net interest (loss) income after
 provision for loan losses                  (4,131)           (82)        (1,638)         741,722             (72)       735,799
Service charges on deposit accounts                                                       103,732                        103,732
Other service fees                                                                        116,406             169        116,575
Gain on sale of securities                   4,303                         1,971            2,659                          8,933
Trading account loss                                         (206)                          3,859                          3,653
Other operating income                         346            468          1,672           57,499          (1,632)        58,353
                                         ---------      ---------      ---------      -----------     -----------     ----------
                                               518            180          2,005        1,025,877          (1,535)     1,027,045
                                         ---------      ---------      ---------      -----------     -----------     ----------
OPERATING EXPENSES:
 Personnel costs:
  Salaries                                                    218                         247,372                        247,590
  Profit sharing                                                                           22,067                         22,067
  Pension and other benefits                                   38                          67,705                         67,743
                                         ---------      ---------      ---------      -----------     -----------     ----------
                                                              256                         337,144                        337,400
Net occupancy expenses                         (25)            12                          48,620                         48,607
Equipment expenses                              20                                         75,354             (72)        75,302
Other taxes                                    743                                         31,448                         32,191
Professional fees                              328              4          1,297           56,878            (420)        58,087
Communications                                                                             36,941                         36,941
Business promotion                                                                         39,376                         39,376
Printing and supplies                            6                                         17,598                         17,604
Other operating expenses                        36             15            953           45,982                         46,986
Amortization of intangibles                                                                27,860                         27,860
                                         ---------      ---------      ---------      -----------     -----------     ----------
                                             1,108            287          2,250          717,201            (492)       720,354
                                         ---------      ---------      ---------      -----------     -----------     ----------
Income (losses) before income tax
 and equity in earnings (losses) of
 subsidiaries                                 (590)          (107)          (245)         308,676          (1,043)       306,691
Income tax                                      32                        (1,000)          75,626              13         74,671
Net loss of minority interest                                                                 328                            328
                                         ---------      ---------      ---------      -----------     -----------     ----------
Income (losses) before equity in
 earnings (losses) of subsidiaries            (622)          (107)           755          233,378          (1,056)       232,348
Equity in earnings of subsidiaries         232,970          9,305          9,708           13,891        (265,874)
                                         ---------      ---------      ---------      -----------     -----------     ----------
NET INCOME                               $ 232,348      $   9,198      $  10,463      $   247,269     $  (266,930)    $  232,348
                                         =========      =========      =========      ===========     ===========     ==========

Statement of Cash Flow

                                                                                  Year ended December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                   Popular, Inc.    PIBI         PNA           Other     Elimination  Popular, Inc.
(In thousands)                                      Holding Co.  Holding Co.  Holding Co.  subsidiaries    Entries    Consolidated
--------------                                     ------------  -----------  -----------  ------------  -----------  -------------
Cash flows from operating activities:
 Net income                                         $ 276,103    $  14,047    $  16,429    $   284,420    $(314,896)   $   276,103
                                                    ---------    ---------    ---------    -----------    ---------    -----------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries    (267,066)     (12,900)     (20,944)        (9,271)     310,181
 Depreciation and amortization of
  premises and equipment                                                                        76,848                      76,848
 Provision for loan losses                              1,365                                  193,275                     194,640
 Amortization of intangibles                                                                    34,558                      34,558
 Net gain on sale of investment securities
  available-for-sale                                  (12,001)                                     800                     (11,201)
 Net loss on disposition of premises and equipment                                                 210                         210
 Net gain on sale of loans                                                                      (7,935)                     (7,935)
 Amortization of premiums and accretion
  of discounts on investments                                                      (430)         1,350                         920
 Increase in loans held-for-sale                                                              (204,603)                   (204,603)
 Amortization of deferred loan fees and costs                                                   (5,265)                     (5,265)
 Net decrease in trading securities                                                             83,537                      83,537
 Net increase in interest receivable                     (991)        (394)     (11,379)       (27,779)       8,017        (32,526)
 Net increase in other assets                         (18,913)        (302)        (155)        (9,984)         238        (29,116)
 Net (decrease) increase in interest payable             (605)        (210)      (3,585)        29,301                      24,901
 Net increase (decrease) in current
   and deferred taxes                                   6,826                    (2,165)       (17,268)       1,373        (11,234)
 Net increase in postretirement benefit
  obligation                                                                                     3,844                       3,844
 Net increase in other liabilities                      5,451           31          435         26,502      (13,794)        18,625
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Total adjustments                                    (285,934)     (13,775)     (38,223)       168,120      306,015        136,203
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net cash (used in) provided by
   operating activities                                (9,831)         272      (21,794)       452,540       (8,881)       412,306
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Cash flows from investing activities:
 Net decrease (increase) in money
   market investment                                   14,663        2,931       21,443       (254,838)     102,398       (113,403)
 Purchases of investment securities
   held-to-maturity                                                                         (5,517,411)                 (5,517,411)
 Maturities of investment securities
   held-to-maturity                                                                          5,458,897                   5,458,897
 Purchases of investment securities
   available-for-sale                                 (37,318)                     (298)    (4,759,954)                 (4,797,570)
 Maturities of investment securities
   available-for-sale                                  13,503                                2,771,791         (800)     2,784,494
 Proceeds from sales of investment
   securities available-for-sale                       19,950                                  799,005                     818,955
 Net repayments (disbursements) on loans              350,310       16,392     (414,741)    (1,872,615)      70,078     (1,850,576)
 Proceeds from sale of loans                                                                 1,024,637                   1,024,637
 Acquisition of loan portfolios                                                               (589,178)                   (589,178)
 Capital contribution to Subsidiary                   (25,747)      (7,943)     (97,390)       (10,174)     141,254
 Assets acquired, net of cash                                                                   (8,453)                     (8,453)
 Acquisition of premises and equipment                                                         (75,147)                    (75,147)
 Proceeds from sale of premises and equipment                                                   11,631                      11,631
 Cash transferred due to sale of investment
   in subsidiary                                                                               (46,899)                    (46,899)
 Merger of Popular Holdings USA in PNA                                              455                        (455)
 Dividends received from subsidiary                    88,000                                               (88,000)
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net cash provided by (used in)
   investing activities                               423,361       11,380     (490,531)    (3,068,708)     224,475     (2,900,023)
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Cash flows from financing activities:
 Net increase in deposits                                                                      413,493      512,678        926,171
 Net increase in federal funds purchases and
  securities sold under agreements to repurchase                                 68,700        511,417      (30,482)       549,635
 Net (decrease) increase in other
   short-term borrowings                              (53,337)     (20,304)   1,011,407      1,385,576     (528,767)     1,794,575
 Proceeds from issuance of notes payable                                                       457,998     (166,179)       291,819
 Payments of notes payable                           (272,704)      (7,007)    (568,158)       (40,154)     (36,540)      (924,563)
 Dividends paid to parent company                                                              (88,000)      88,000
 Dividends paid                                       (95,297)                                                             (95,297)
 Proceeds from issuance of common stock                 9,823                                                                9,823
 Treasury stock acquired                               (2,064)                                     (27)                     (2,091)
 Capital contribution from parent                                   15,450                     105,299     (120,749)
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net cash (used in) provided by
   financing activities                              (413,579)     (11,861)     511,949      2,745,602     (282,039)     2,550,072
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net (decrease) increase in cash
   and due from banks                                     (49)        (209)        (376)       129,434      (66,445)        62,355
Cash and due from banks at beginning of year              332          227          664        693,238      (30,765)       663,696
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Cash and due from banks at end of year              $     283    $      18    $     288    $   822,672    $ (97,210)   $   726,051
                                                    =========    =========    =========    ===========    =========    ===========

Statement of Cash Flow

                                                                                Year ended December 31, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                   Popular, Inc.    PIBI         PNA           Other     Elimination  Popular, Inc.
(In thousands)                                      Holding Co.  Holding Co.  Holding Co.  subsidiaries    Entries    Consolidated
--------------                                     ------------  -----------  -----------  ------------  -----------  -------------

Cash flows from operating activities:
 Net income                                         $ 257,558    $   4,850    $   8,952    $   277,065    $(290,867)   $   257,558
                                                    ---------    ---------    ---------    -----------    ---------    -----------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of
  subsidiaries                                       (256,305)      (4,858)     (13,199)       (13,180)     287,542
 Depreciation and amortization of
  premises and equipment                                                                        71,320                      71,320
 Provision for loan losses                                                                     148,948                     148,948
 Amortization of intangibles                                                                    31,788                      31,788
 Net gain on sale of investment securities
  available-for-sale                                                               (216)          (422)                       (638)
 Net loss on disposition of premises
   and equipment                                                                                   365                         365
 Net gain on sale of loans                                                                      (2,717)                     (2,717)
 Amortization of premiums and accretion
  of discounts on investments                              17                                    6,861                       6,878
 Decrease in loans held-for-sale                                                                26,818                      26,818
 Amortization of deferred loan fees and costs                                                     (713)                       (713)
 Net decrease in trading securities                                                             82,117                      82,117
 Net decrease (increase) in interest receivable         1,063         (187)        (356)       (26,550)       6,616        (19,414)
 Net (increase) decrease in other assets               (6,557)        (177)      (2,164)       (28,502)        (801)       (38,201)
 Net increase (decrease) in interest payable            1,557          424      (16,395)        33,006                      18,592
 Net decrease in current and deferred taxes            (6,108)                   (2,277)       (37,458)      (5,144)       (50,987)
 Net increase in postretirement benefit
  obligation                                                                                     9,708                       9,708
 Net increase (decrease) in other liabilities           5,207           (1)      31,695        (10,846)       2,368         28,423
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Total adjustments                                    (261,126)      (4,799)      (2,912)       290,543      290,581        312,287
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net cash (used in) provided by
   operating activities                                (3,568)          51        6,040        567,608         (286)       569,845
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Cash flows from investing activities:
 Net (increase) decrease in money
   market investment                                  (31,800)      (1,793)      73,926       (529,179)     450,750        (38,096)
 Purchases of investment securities
   held-to-maturity                                                                         (6,070,728)                 (6,070,728)
 Maturities of investment securities
   held-to-maturity                                                                          6,095,690                   6,095,690
 Purchases of investment securities
   available-for-sale                                 (94,299)      (8,515)      (1,266)    (6,201,587)         154     (6,305,513)
 Maturities of investment securities
   available-for-sale                                  50,000                                5,417,356                   5,467,356
 Proceeds from sales of investment securities
   available-for-sale                                   3,308                                  165,029                     168,337
 Net disbursements on loans                          (126,042)     (16,961)    (323,166)    (2,802,459)     325,327     (2,943,301)
 Proceeds from sale of loans                                                                   920,421                     920,421
 Acquisition of loan portfolios                                                                 (5,945)                     (5,945)
 Capital contribution from (to) Subsidiary              3,542     (125,725)     (36,486)        (4,644)     163,313
 Assets acquired, net of cash                                                                   (2,925)       1,207         (1,718)
 Acquisition of premises and equipment                                                        (108,428)                   (108,428)
 Proceeds from sale of premises and equipment                                                   24,923                      24,923
 Dividends received from subsidiary                   314,348                                              (314,348)
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net cash provided by (used in)
   investing activities                               119,057     (152,994)    (286,992)    (3,102,476)     626,403     (2,797,002)
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Cash flows from financing activities:
 Net increase in deposits                                                                    1,134,197     (632,696)       501,501
 Net (decrease) increase in federal funds
  purchases and securities sold under
  agreements to repurchase                            (51,438)                 (341,700)       677,276       53,842        337,980
 Net increase (decrease) in other
   short-term borrowings                               19,463       20,719       73,797        872,245      (13,750)       972,474
 Proceeds from issuance of notes payable               47,838        7,007      703,100        125,808      (94,317)       789,436
 Payments of notes payable                                                     (156,086)       (12,558)     (78,057)      (246,701)
 Dividends paid to parent company                                                             (314,348)     314,348
 Dividends paid                                       (87,012)                                                             (87,012)
 Proceeds from issuance of common stock                 9,387                                                                9,387
 Treasury stock acquired                              (53,919)                                                             (53,919)
 Capital contribution from parent                                  125,421                      60,125     (185,546)
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net cash (used in) provided by
   financing activities                              (115,681)     153,147      279,111      2,542,745     (636,176)     2,223,146
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net (decrease) increase in cash and
   due from banks                                        (192)         204       (1,841)         7,877      (10,059)        (4,011)
Cash and due from banks at beginning of year              524           23        2,505        685,361      (20,706)       667,707
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Cash and due from banks at end of year              $     332    $     227    $     664    $   693,238    $ (30,765)   $   663,696
                                                    =========    =========    =========    ===========    =========    ===========

Statement of Cash Flow

                                                                                  Year ended December 31, 1998
----------------------------------------------------------------------------------------------------------------------------------
                                                   Popular, Inc.    PIBI         PNA           Other     Elimination  Popular, Inc.
(In thousands)                                      Holding Co.  Holding Co.  Holding Co.  subsidiaries    Entries    Consolidated
--------------                                     ------------  -----------  -----------  ------------  -----------  ------------
Cash flows from operating activities:
 Net income                                         $ 232,348    $   9,198    $  10,463    $   247,269    $(266,930)   $   232,348
                                                    ---------    ---------    ---------    -----------    ---------    -----------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of
  subsidiaries                                       (232,970)      (9,305)      (9,708)       (13,891)     265,874
 Depreciation and amortization of
  premises and equipment                                                                        62,649                      62,649
 Provision for loan losses                                                                     137,213                     137,213
 Amortization of intangibles                                                                    27,860                      27,860
 Net gain on sale of investment securities
  available-for-sale                                   (4,303)                   (1,971)        (2,659)                     (8,933)
 Net loss on disposition of premises
   and equipment                                                                                   167                         167
 Net gain on sale of loans                                                                      (2,265)                     (2,265)
 Amortization of premiums and accretion
  of discounts on investments                              25                                    2,920                       2,945
 Increase in loans held-for-sale                                                              (378,955)                   (378,955)
 Amortization of deferred loan fees and costs                                                   (2,399)                     (2,399)
 Net increase in trading securities                                                            (96,424)                    (96,424)
 Net decrease (increase) in interest receivable           136            8         (186)       (36,466)         575        (35,933)
 Net (increase) decrease in other assets               (1,651)         (47)        (974)        76,612       (3,935)        70,005
 Net increase (decrease) in interest payable            2,376           10         (314)         8,066                      10,138
 Net increase (decrease) in current
   and deferred taxes                                     367                     4,181        (14,256)        (838)       (10,546)
 Net increase in postretirement benefit
  obligation                                                                                     9,254                       9,254
 Net increase (decrease) in other liabilities             419           (8)         605          4,028        6,146         11,190
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Total adjustments                                    (235,601)      (9,342)      (8,367)      (218,546)     267,822       (204,034)
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net cash (used in) provided by
   operating activities                                (3,253)        (144)       2,096         28,723          892         28,314
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Cash flows from investing activities:
 Net (increase) decrease in money
   market investment                                   (3,700)       7,769      (95,429)      (335,853)     400,487        (26,726)
 Purchases of investment securities
   held-to-maturity                                                                        (11,713,516)                (11,713,516)
 Maturities of investment securities
   held-to-maturity                                                                         11,893,268                  11,893,268
 Purchases of investment securities
   available-for-sale                                  (7,362)      (5,006)      (3,277)    (5,357,074)                 (5,372,719)
 Maturities of investment securities
   available-for-sale                                   5,000                                2,810,884                   2,815,884
 Proceeds from sales of investment securities
   available-for-sale                                   7,700                     6,971        908,738                     923,409
 Net disbursements on loans                           (77,700)                 (134,200)    (1,596,811)     223,642     (1,585,069)
 Proceeds from sale of loans                                                                   740,462                     740,462
 Acquisition of loan portfolios                                                                (62,247)                    (62,247)
 Capital contribution to Subsidiary                  (119,941)     (91,071)     (33,198)                    244,210
 Assets acquired, net of cash                                      (29,501)     (89,941)       102,274                     (17,168)
 Acquisition of premises and equipment                                                        (103,577)                   (103,577)
 Proceeds from sale of premises and equipment                                                   16,630                      16,630
 Dividends received from subsidiary                    70,925                                               (70,925)
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net cash (used in) provided by
   investing activities                              (125,078)    (117,809)    (349,074)    (2,696,822)     797,414     (2,491,369)
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Cash flows from financing activities:
 Net increase in deposits                                                                    1,316,203     (126,432)     1,189,771
 Net deposits acquired                                                                          36,297                      36,297
 Net (decrease) increase in federal
   funds purchases and securities sold under
   agreements to repurchase                              (337)      (7,000)     341,700      1,096,236      (77,428)     1,353,171
 Net increase (decrease) in other
   short-term borrowings                              222,613        5,000       (5,373)       604,754     (531,713)       295,281
 Proceeds from issuance of notes payable              115,000                                   17,893       44,093        176,986
 Payments of notes payable                           (144,211)                  (78,627)      (151,884)      55,415       (319,307)
 Dividends paid                                       (72,021)                                 (67,925)      67,925        (72,021)
 Proceeds from issuance of common stock                 7,433                                                                7,433
 Capital contribution from parent                                  119,941       89,941         34,327     (244,209)
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net cash provided by (used in)
   financing activities                               128,477      117,941      347,641      2,885,901     (812,349)     2,667,611
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Net increase in cash and due from banks                   146          (12)         663        217,802      (14,043)       204,556
Cash and due from banks at beginning of year              378           35        1,842        467,559       (6,663)       463,151
                                                    ---------    ---------    ---------    -----------    ---------    -----------
Cash and due from banks at end of year              $     524    $      23    $   2,505    $   685,361    $ (20,706)   $   667,707
                                                    =========    =========    =========    ===========    =========    ===========