Form 10-K, Exhibit 13
period 2001-12-31
POPULAR INC
filed 2002-03-21
CIK 763901

[POPULAR, INC. LOGO]

                                                                            2001
                                                        Growing With Generations
                                                                   ANNUAL REPORT

                                    [PHOTO]

[POPULAR, INC. LOGO]

P.O. BOX 362708
SAN JUAN, PUERTO RICO
00936-2708


GROWING WITH GENERATIONS

Since 1893, generation after generation has grown up with Popular. Each new generation of customers and employees brings with it new opportunities to serve and grow, new financial solutions in the form of new products and locations, and new perspectives on how to serve and to grow in the future.

Popular, Inc., a bank holding company with $30.7 billion in assets, is a complete financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers full retail and commercial banking services through its main subsidiary, Banco Popular, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic financial services franchise, providing complete financial solutions to all the communities it serves. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, and is exporting its 108 years of commercial banking experience to the region. Popular, Inc. has always been committed to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.



Our Credd, Our People, Institution Values,  Strategic Ovjectives             2

Letter to Shareholders                                                       3

Our Business                                                                 7

Our Community                                                               19

Management                                                                  22

Boards of Directors                                                         24

Financial Information                                                       25

                                                                            2001


                              FINANCIAL HIGHLIGHTS

                                    REVENUES
                               BY LINE OF BUSINESS
                                   percentage


                                        -
                      67.55% Retail and Commercial Banking

                                        -
                 18.53% Mortgage, Leasing and Consumer Lending

                                        -
                                3.39% Processing

                                        -
                                2.66% Investment

                                        -
                                 0.44% Insurance

                                        -
                                   7.43% Other





                                     ASSETS
                              BY GEOGRAPHICAL AREA
                                   percentage

                                        -
                                 68% Puerto Rico

                                        -
                                30% United States

                                        -
                         2% Caribbean and Latin America


(Dollars in millions except per share data)            2001            2000            1999
---------------------------------------------------------------------------------------------------
Net Interest Income                                $  1,077.0         $    982.8         $    953.7

Non-Interest Income                                     465.5              464.1              372.9

Net Income                                              304.5              276.1              257.6
---------------------------------------------------------------------------------------------------

Assets                                             $ 30,744.7         $ 28,057.1         $ 25,460.5

Net Loans                                            18,168.6           16,057.1           14,907.8

Deposits                                             16,370.0           14,804.9           14,173.7

Stockholders' Equity                                  2,272.8            1,993.6            1,661.0
---------------------------------------------------------------------------------------------------

Market Capitalization                              $  3,965.4         $  3,578.1         $  3,790.2

Return on Assets (ROA)                                   1.09%              1.04%              1.08%

Return on Equity (ROE)                                  14.84%             15.00%             15.45%
---------------------------------------------------------------------------------------------------
PER COMMON SHARE

Net Income                                         $     2.17         $     1.97         $     1.84

Book Value                                              15.93              13.92              11.51

Market Price                                            29.08              26.31              27.94
---------------------------------------------------------------------------------------------------


                              1  ANNUAL REPORT 2001

GROWING WITH GENERATIONS POPULAR, INC.

POPULAR, INC. OUR CREED, OUR PEOPLE, INSTITUTION VALUES,  STRATEGIC OBJECTIVES


INSTITUTIONAL VALUES

SOCIAL COMMITMENT

We are committed to work actively in promoting the social and economic well-being of the communities we serve.

CUSTOMER

We achieve satisfaction for our customers and earn their loyalty by adding value to each interaction. Our relationship with the customer takes precedence over any particular transaction.

INTEGRITY

We are guided by the highest standards of ethics, integrity and morality. Our customers' trust is of utmost importance to our institution.

EXCELLENCE

We believe there is only one way to do things: the right way.

INNOVATION

We foster a constant search for new solutions as a strategy to enhance our competitive advantage.

OUR PEOPLE

We strive to attract, develop, compensate and retain the most qualified people in a work environment characterized by discipline and affection.

SHAREHOLDER VALUE

Our goal is to produce high and consistent financial returns for our shareholders, based on a long-term view.

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


STRATEGIC OBJECTIVES

FORTRESS PUERTO RICO

Strengthen our competitive position in our main market by offering more services in more places, with greater convenience at a lower cost to the different market segments.

PANAMERICAN BANK

Expand our franchise in the United States by offering financial services to all communities while we capitalize on our strengths with the Hispanic market, and in the Caribbean, using our technological advantage.

DIVERSIFICATION

Continue diversifying our financial services in order to provide a more complete offering to our customers.


                                2  POPULAR, INC.

GROWING WITH GENERATIONS

POPULAR, INC. LETTER TO SHAREHOLDERS


                                                                            2001

                             LETTER TO SHAREHOLDERS

[PHOTO]

RICHARD L. CARRION
Chairman
President
Chief Executive Officer


The year proved to be another challenging one. The economic slowdown that began to be felt in the United States also impacted Puerto Rico. This was accentuated by the tragic events of September 11. These economic conditions led the Federal Reserve to aggressively lower interest rates in hopes of reviving investment and consumer spending. It now appears that this easing cycle is over and, hopefully, the economy is now poised to recover in 2002.

Your Corporation reported net income of $304.5 million, an increase of 10.3% over 2000. Earnings per common share (EPS) totaled $2.17, compared with $1.97 in 2000. Total assets increased by 9.6% totaling $30.7 billion by year-end. These translated into a return on assets (ROA) of 1.09% and a return on equity (ROE) of 14.84%. The price of your stock closed the year at $29.08, a 10.5% increase over 2000.

PUERTO RICO

We continued to expand our banking franchise in Puerto Rico. We are particularly proud of our efforts with the unbanked segment of our population, which we estimate to be over 40% of the adults in Puerto Rico. We launched Acceso Popular, an account tailored to meet the needs of this segment early in the year and opened more than 59,000 accounts.

We visited more than 180 communities throughout Puerto Rico in an effort to bring basic financial services and convey the importance of saving and planning for the future. By leveraging our large investments in electronic payments infrastructure we are able to offer a low-cost account without a significant increase in our marginal expenses. Our commitment to bring financial services to the most needy segment of the population dates from the founding of Banco Popular de Puerto Rico over 108 years ago. That commitment remains just as strong today.

Late in the year we received approval to acquire three branches of Banco Bilbao Vizcaya Argentaria with deposits totaling $40 million, thereby strengthening our presence in the central region of the island. This transaction closed in February of 2002.

We also continued our success with Mi Banco Popular, our Internet banking initiative, by registering more than 100,000 clients. We continued to enhance the product by introducing a new online electronic billing


                              3  ANNUAL REPORT 2001

GROWING WITH GENERATIONS

POPULAR, INC. LETTER TO SHAREHOLDERS


                                  TOTAL RETURN
                  including dividend and dividend reinvestment
                                   PERCENTAGE

                                    [GRAPH]


and payment feature for Banco Popular credit cards. During 2002, we will continue to add different merchants to allow our customers to review and pay their bills over the Internet.

Our Internet efforts also included initiatives for the commercial segment. We launched PlazaPop, a web-hosting service and e-commerce site for our small and mid-size business customers. We provide these customers a very affordable solution to expand their business online through their own Internet site. We will continue to enhance our online initiatives and to build on the success of our current Internet services by capitalizing not only on our proprietary offerings, but also through our strategic investment in Coqui.com, the largest Internet service provider in Puerto Rico.

Our participation in Puerto Rico Telephone (PRT) continues to leverage the natural relationship between the banking and telecommunication industries. Early in 2002 we increased our participation in PRT by exercising our option to acquire an additional 3% at a previously agreed price. Popular, Inc. now owns 12.99% of the outstanding shares of PRT.

In 1998, we consolidated the mortgage origination business at Banco Popular de Puerto Rico into Popular Mortgage, our mortgage-lending subsidiary. This has yielded very positive results. With new and innovative products, strong leadership and low interest rates, Popular Mortgage exceeded expectations by producing more than $1.4 billion in mortgage originations during 2001, or 81% more than the year before.

Following the same rationale, in 2001 we consolidated Banco Popular's Auto Loan Division with Popular Leasing, and created Popular Auto. In addition to achieving increased efficiencies with a combined operation, we will strive to provide our retail and commercial customers the widest array of financing services to meet all their needs. Through this initiative the Corporation is better poised to become the major auto and equipment leasing and financing provider in Puerto Rico.

Our strong foundation and the combination of these initiatives continued to strengthen our Popular brand. In a recent independent brand study, Banco Popular obtained 73% unaided awareness. The nearest competitor in our category was recognized by only 16% of the participants, reflecting our strong leadership and competitive advantage in the Puerto Rico market. These results confirm our past strategy and reaffirm our focus on innovation, customer service and community involvement.


                                4  POPULAR, INC.

We reported a net income of
$304.5 million in the year 2001,
an increase of 10.3% over 2000.


                               10 YEARS OF GROWTH
                              dollars in millions

                                    [GRAPH]


                                       -
                                     Assets

                                       -
                                   Net Income


UNITED STATES

In the United States, we continued our efforts to grow our businesses and increase efficiencies. The end of the year marked the 40th anniversary of Popular's presence on the mainland, where we opened our first branch in the Bronx in 1961. In January 2001 Banco Popular North America (BPNA) entered the highly concentrated Hispanic market of Miami. Significant efficiencies were achieved through the inauguration of a national call center operating from Orlando, Florida. This new alternative delivery channel reduces operational workload at branches, allowing our employees more time to focus on sales and customer service. Likewise, Popular Net Banking, our U.S. Internet banking alternative, continued to make inroads. These initiatives contributed to an increase of 13% in BPNA deposits and 5% in loans during 2001.

Equity One, our mortgage, retail financing and personal loan subsidiary had a very successful year. It took full advantage of the low interest rate environment and exceeded expectations as it closed the year with over $3.4 billion in assets, of which more than 85% were mortgage loans.

To reinforce our U.S. strategy, we enhanced our organizational structure. At the end of 2001, the Board appointed Roberto R. Herencia, previously Chief Operating Officer, as President of Banco Popular North America.

CARIBBEAN AND LATIN AMERICA

In the Caribbean, we exercised our option to purchase 19.99% of Centro Financiero BHD, the third largest bank in the Dominican Republic, re-establishing our presence in that country after last year's sale of our participation in Banco Fiduciario.

ATH Dominicana, our ATM switch in the Dominican Republic, merged with CardNet, a point-of-sale merchant acquirer, to become the largest payment processor in that market. With the expansion of the ATH Dominicana and, ATH Costa Rica networks through our processing subsidiary GM Group, Popular's brand has strengthened in that region.


                             5  ANNUAL REPORT 2001

We are guided by our vision and
values, and our commitment
to continue our history of growth.

MANAGEMENT AND BOARDS OF DIRECTORS

During 2001, Humberto Martin, head of the Operations Group, announced his retirement as Executive Vice President. Felix Villamil, who was a Retail Banking Regional Manager and previously our General Auditor, will assume his role effective March 31, 2002. We are grateful for Humberto's 32-year contribution to Banco Popular and Banco de Ponce. His leadership and active participation will be missed.

Alberto Paracchini and Dr. Francisco Carreras will retire from the Popular, Inc. Board after reaching the mandatory retirement age. Both have provided very valuable advice and have contributed greatly during their tenure. Nonetheless, we will continue to benefit from their counsel on the Banco Popular de Puerto Rico Board of Directors.

J. Adalberto Roig Jr., a director of Popular, Inc. from 1997 to 1999 and Banco Popular since 1997, will retire from Banco Popular's Board of Directors upon reaching mandatory retirement age. Mr. Roig was formerly Chairman and CEO of Roig Commercial Bank and joined the Popular Board after our acquisition of Roig in 1997. His ideas, experience and counsel will be greatly missed. Jorge A. Junquera, our Chief Financial Officer, will rejoin the Board of Banco Popular de Puerto Rico to replace him.

The year 2002 will entail further efforts and commitment in a more competitive environment and prevailing economic uncertainty. Our achievements in 2001 contribute to our continuous growth and to the remarkable and unparalleled tradition of the Popular brand in Puerto Rico. It is our goal to expand that recognition to all the markets we serve and to continue our history of growth. We are fortunate to count on our people, from the most humble employee to our Board of Directors, who share our vision, our values and our commitment.

/s/ RICHARD L. CARRION

RICHARD L. CARRION
Chairman
President
Chief Executive Officer


                                6  POPULAR, INC.

                                                                            2001


                                                                    OUR BUSINESS


For over a hundred years, Popular has grown with the customers, businesses and communities it serves. Today, it continues to grow in many and varied ways in all of its businesses. The Corporation is well-positioned to face the challenges of today's marketplace with financial strength and discipline, more committed than ever to growing with generations for decades to come.

The following is an account of its achievements during 2001 in each of its businesses:

         >  Retail and Commercial Banking
         >  Mortgage, Leasing and Consumer Lending
         >  Insurance
         >  Investment
         >  Processing
         >  Consumer Services


                             7  ANNUAL REPORT 2001

GROWING WITH GENERATIONS

POPULAR, INC. RETAIL AND COMMERCIAL BANKING


                                    [PHOTO]

We offer products and
services to meet a lifetime
of financial needs.




                          DISTRIBUTION NETWORK

                              PUERTO RICO

            > 196 branches
            > 524 ATMs
            > 28,397 point-of-sale terminals
            > TeleBanco Popular -- 24-hour phone banking
            > Mi Banco Popular Internet banking
            > 10 Commercial Banking Centers


                             UNITED STATES

            > 96 branches in 6 states
            > 118 ATMs
            > Telephone Banking
            > Popular Net Banking -- Internet banking


                               CARIBBEAN

            > 8 branches
            > 12 ATMs
            > 872 point-of-sale terminals
            > Popular TeleBank

RETAIL AND COMMERCIAL BANKING

Popular, Inc. offers traditional retail and commercial banking services through its subsidiaries in Puerto Rico, the United States and the Virgin Islands. BANCO POPULAR DE PUERTO RICO, its main subsidiary, is the largest bank in Puerto Rico and offers individuals and businesses a wide array of financial products and services. With more than $10.9 billion in deposits and $9.7 billion in loans, it is the leader in both categories. The Bank has the most extensive and complete delivery network on the island, with 196 branches, 524 ATMs, a 24-hour call center and a full-service online banking offering, Mi Banco Popular.

During 2001, Mi Banco Popular (www.bancopopular.com) surpassed 100,000 registered users. This product experienced continued advancement and enhancements for easier navigation and added functionality. Among the new features, Mi Banco Popular now offers electronic bill presentment and payment
(EBPP), a service that allows users to receive and pay bills online. This service will expand during 2002 to include other options and additional billers.

Banco Popular also launched PlazaPop (www.plazapop.com), a webhosting service and e-commerce directory designed for commercial clients. Through this offering, the Bank provides more than 500 businesses with an affordable alternative to have a presence on the Internet. The Web Cash Manager product, launched in 1999, was improved to include additional options to generate transactions, such as Automated Clearing House (ACH) origination, transfers and stop payments. These new electronic services, along with a focused marketing and sales effort to increase electronic transactions, contributed to a 15% increase in ACH transactions.

The Bank continued its family-owned business program for small and mid-size businesses, providing commercial business clients with useful information to successfully run their businesses through specialized trainings provided by experts. During 2001, a total of nine conferences were offered.

To expand our business offering to the unbanked segment of the population and true to the Corporation's social commitment, Banco Popular introduced the Banco de la Comunidad program for low-income communities. To complement this program, Banco Popular launched Acceso Popular, a basic, low-cost transaction product tailored to meet the needs of this segment, opening more than 59,000 accounts during the year.

                              9  ANNUAL REPORT 2001

We provide more
services in more places, with
greater convenience.


[PHOTO]

                             RETAIL AND COMMERCIAL
                                 BANKING ASSETS
                              dollars in millions

                                    [GRAPH]


BANCO POPULAR NORTH AMERICA (BPNA) is the largest Hispanic-owned bank in the United States, offering individuals and businesses a wide array of credit and deposit products. The Bank has 96 branches located in Florida, New York, New Jersey, Illinois, Texas and California, states that are home to over 80% of all Hispanics in the United States. During 2001, it continued to intensify its presence with the opening of three new branches, including a new branch in Miami, expanding its reach to that market.

Complementing its traditional brick-and-mortar delivery system with the online banking service Popular Net Banking and the newly inaugurated national call center in Orlando, Florida, BPNA is increasingly providing additional services, in more places, with greater convenience to their current and potential clients.

During 2001, BPNA launched a new marketing strategy in Spanish, educating the Hispanic consumer about the importance of maintaining savings and checking accounts. Other deposit campaigns, including products such as CDs and the Easy-Access Money Market Account, brought in a significant number of accounts and portfolio balances, increasing total deposits by 13%.

As part of a strategic initiative to enhance the product offering to commercial clients and increase fee income, BPNA expanded resources in the sales, product management and operations areas to improve its cash management business. During 2001, BPNA launched Web Cash Manager, an online banking system for commercial clients that allows them to obtain account balance and transaction information and enables the origination of ACH payments and transfer of funds.

Popular, Inc. conducts its banking business in the Caribbean through BANCO POPULAR VIRGIN ISLANDs. With eight branches in the U.S. and
British Virgin Islands, a team of more than 220 employees, and a total of $777 million deposits at year-end, Banco Popular has established itself as one of the leading institutions in the region. Net income for 2001 increased by 19% over the previous year. In addition, the Bank has been working directly with the local government implementing initiatives to improve the local economy' ability to sustain growth.


                                10  POPULAR, INC.

GROWING WITH GENERATIONS

POPULAR, INC. MORTGAGE, LEASING AND CONSUMER LENDING


                                    [PHOTO]


MORTGAGE, LEASING AND CONSUMER LENDING

POPULAR MORTGAGE, established in 1998, is Banco Popular's mortgage subsidiary in Puerto Rico. The low-interest rate environment, combined with an aggressive marketing campaign, new innovative products and continued expansion, led to repeated record-breaking monthly production volumes. During 2001, it originated more than $1.4 billion in mortgage loans at year-end, an increase of over 81% over the previous year. With four new branches opened during the year and presence in 12 Banco Popular branches, Popular Mortgages' reach expanded to 37 locations throughout the island.

In the United States, Popular, Inc. offers mortgage loans through BANCO POPULAR NORTH AMERICA (BPNA) AND BANCO POPULAR, NATIONAL ASSOCIATION. The Corporation's partnership with Cendant Mortgage complements the resources and origination capabilities with proven processing and servicing expertise. During the year, several successful promotions in BPNA branches contributed to more than $260 million in new mortgage originations.

The Corporation's leasing and auto financing business in Puerto Rico experienced important changes during the year. In an effort to better serve clients and increase efficiency, Banco Popular's Auto Loan Division merged with Popular Leasing to create POPULAR AUTO. This new subsidiary, with a team of


                             11  ANNUAL REPORT 2001

We have more credit options for
individuals and businesses to
help them achieve their goals.


                                    [PHOTO]

We advise on the
best financing alternative
for each client.


                                    [PHOTO]


                              DISTRIBUTION NETWORK

                                  PUERTO RICO

         >        Popular Mortgage has 25 offices in 18 municipalities

         > Popular Auto has 8 offices and 10 daily rental locations in 10 municipalities

         > Popular Finance has 50 offices and 5 mortgage centers in 44 municipalities

                                 UNITED STATES

         > Banco Popular, N.A. sells mortgages through the 96 BPNA branches in 6 states

         >        Popular Leasing, U.S.A. has 13 offices in 11 states

         >        Equity One has 149 offices in 28 states


340 employees, offers individual and commercial clients a wide array of auto and equipment leasing and financing alternatives as well as daily rental. Through eight sales and service centers, it offers clients consulting on the best financing alternative to satisfy their needs. In addition, Popular Auto has 10 daily rental locations with a fleet of over 51,425 passenger vehicles and commercial units to complement its service. The new consolidated Popular Auto, with assets totaling $900 million as of year-end, strengthened its position and is better poised to effectively compete in this highly competitive market.

In the United States, POPULAR LEASING, U.S.A., with headquarters in Ellisville, Missouri, offers small-ticket equipment leasing. With 13 branches in 11 states, clients can also access information as well as submit applications online through Popular Leasing's web site, www.popularleasingusa.com. Total assets increased by 30% reaching $137 million at year-end.

POPULAR FINANCE offers small personal loans and mortgages in Puerto Rico. With a distribution network of 55 branches and a total loan portfolio of $213 million, Popular Finance is one of the top consumer finance institutions on the island.

In the United States, EQUITY ONE, with headquarters in Marlton, New Jersey, is a diversified consumer lending institution offering unsecured and mortgage loans to individuals, merchants and dealers. The year 2001 earmarked accomplishments for the company. It established 13 new branches for a total of 149 located throughout 28 states. Equity One's strong leadership and the low-interest environment that spurred mortgage activity contributed to a 67% increase in total loans, which reached $3.36 billion at year-end. The company is preparing to enter the insurance business through a credit insurance program, aimed at diversifying income and further meeting the needs of its clients.


                             13 ANNUAL REPORT 2001

GROWING WITH GENERATIONS

POPULAR, INC. INSURANCE


                                    [PHOTO]


INSURANCE


Established in 2000, POPULAR INSURANCE is a general agency that offers insurance products and services in Puerto Rico. During 2001, it expanded its presence into Banco Popular branches, capitalizing on Popular's broad delivery channels and client base. As a representative of various major insurance companies, both as a general agency and as a corporate agent in Puerto Rico, it serves more than 100 independent agents and brokers in the market. At year-end, Popular Insurance had over $60 million in premiums.

During 2001, Popular Insurance increased its business by launching new products and campaigns to attract clients. In addition, it developed special programs to cross-sell credit insurance products to Popular Auto and Popular Mortgage for the benefit of the Corporation's clients. It also introduced the new Preferred Producer Program that acknowledges and promotes external agents and brokers. Through the development and implementation of these new products, Popular Insurance is under way to become one of the strongest insurance marketing organizations in Puerto Rico.

Popular, Inc. further diversified its business during 2001 by establishing an insurance subsidiary in the United States. POPULAR INSURANCE, U.S.A. was incorporated in the state of Delaware and plans to sell insurance products through the national network of branches and offices of Popular, Inc. in the United States.


                                14 POPULAR, INC.

GROWING WITH GENERATIONS

POPULAR, INC. INVESTMENT


                                    [PHOTO]


                                     ASSETS
                                UNDER MANAGEMENT
                                   percentage

                                        -
                               70% Trust Division

                                       -
                          16% Popular Asset Management

                                       -
                             14% Popular Securities

                                   INVESTMENT

                                   ----------

POPULAR SECURITIES, a subsidiary of Popular, Inc., is a leading securities brokerage and investment banking firm, providing a full range of investing, advisory and financing services to individuals and institutions in Puerto Rico. Popular Securities offers individuals a wide array of products and services, including financial advisory, investment management and the sale of securities, through more than 50 financial consultants in most of Banco Popular branches, three investment centers and its web site, www.popularsecurities.com. During 2001, Popular Securities introduced the new Popular Total Return Fund. With over $43 million raised since its launching, the Popular Total Return Fund has proven to be a highly geographically and investment diversified fund.

Popular Securities also underwrites bond and stock issues and provides advisory services to public and private entities, providing investment expertise to local financial institutions, mutual funds, pension funds and large companies. During 2001, Popular Securities participated in the underwriting and placement of stock and bond issues totaling $8.2 billion, a substantial increase compared with the $4.9 billion in total issues for the year 2000.

POPULAR ASSET MANAGEMENT and the TRUST DIVISION of Banco Popular complement the investment services offered by Popular Securities. Popular Asset Management provides institutional investment management services to products, such as the Popular Total Return Fund. Assets managed by Popular Asset Management reached $2.4 billion by year-end. The Trust Division offers employee benefits and pension plans, as well as mutual fund administration, corporate trust and bond issuing, individual trusts and estate trusts, among other services. During 2001, this division introduced the Popular Master Plan, an all-inclusive approach for defined contribution plans consolidating all services in one product.

We provide tailored investment
alternatives to meet individual needs.


                             15  ANNUAL REPORT 2001

GROWING WITH GENERATIONS

POPULAR, INC. PROCESSING

                                    [PHOTO]

We use technology
to make progress part
of the process

                                    [PHOTO]


                                      ATH
                              NETWORK TRANSACTIONS
                                  in millions


                                    [GRAPH]

                                       -
                                ATH PUERTO RICO

                                        -
                                 ATH DOMINICANA

                                        -
                                 ATH COSTA RICA



PROCESSING

GM GROUP, a Popular, Inc. subsidiary, is the leading electronic banking, information system services and ATM network provider in Puerto Rico and the Caribbean. It provides a wide variety of offerings through its four offices in San Juan, Caracas, Santo Domingo and Miami, and its presence in eight different markets: Costa Rica, Dominican Republic, Venezuela, Haiti, El Salvador, Honduras, Dominica and Puerto Rico. Services include ATM network management, data processing, consulting, software and hardware sales, system design and implementation and business recovery services.

During 2001, our proprietary RED ATH, the largest ATM network in Puerto Rico, increased its volume of transactions by 35%. By year-end, the network achieved a 24% increase in ATMs for a total of 1,847 and 19% increase in point-of-sale
(POS) terminals for a total exceeding 42,500 terminals connected to the network.

In September 2001, ATH DOMINICANA, our network investment in the Dominican Republic, and CardNet merged to create Contado, the leading ATM network in the country. By year-end, the Contado ATM Network, operating under the ATH brand, served 981 ATMs and 11,565 POS terminals in the Dominican Republic.

ATH Costa Rica, the Corporation's ATM driving and administration business in Costa Rica, expanded its network to 281 ATMs and 4,423 POS terminals in 2001. This increment is mainly due to the market consolidation achieved through the 2000 acquisition of CreST, S.A, a local card processor and POS acquirer, and to the incorporation of new clients, such as Banco Nacional de Costa Rica and Banex (Banco del Itsmo).



                             17  ANNUAL REPORT 2001

GROWING WITH GENERATIONS

POPULAR, INC. CONSUMER SERVICES

                                    [PHOTO]


CONSUMER SERVICES

Popular Cash Express offers a wide array of financial services to individuals, including check cashing, wire transfers, utility payments and money orders. Through partnerships with like-minded institutions, Popular Cash Express also provides innovative services typically not offered by other check-cashing institutions, such as insurance, travel and other value-added services.

Dedicated to serving the growing unbanked and underbanked segments of the U.S. Hispanic population, Popular Cash Express complements Banco Popular North America's branching presence by extending the reach of Popular, Inc.'s retail franchise in the continental United States. Popular Cash Express continued its rapid expansion plan and by year-end it had achieved over 20% growth in both the number of customers served as well as in revenues, compared with the prior year. The company now ranks among the top check-cashing franchises in the United States, with 102 offices and 52 mobile units in California, Florida, Arizona, Texas, New York and Washington, D.C. Today, Popular Cash Express serves one out of every 10 Hispanics who conduct financial transactions at check-cashing outlets in the United States.

Looking ahead, Popular Cash Express' strategy is to continue introducing an ever-growing array of traditional banking services so as to ensure that its clientele becomes fully integrated into the U.S. financial mainstream.


                                18 POPULAR, INC.

GROWING WITH GENERATIONS

POPULAR, INC. OUR COMMUNITY


                                 OUR COMMUNITY


                                    (Photo)

                                  POPULAR, INC.
                           DONATIONS AND SPONSORSHIPS
                                   percentage

                                        o
                                  53% Cultural

                                        o
                               32% Civic/Community

                                        o
                                    8% Sports

                                        o
                                 7% Educational


                                 OUR COMMUNITY

Our contribution to the social development and the improvement of the quality of life in the communities we serve are values that have defined us as an institution. Since its inception, the Corporation's vision has transcended the business aspects to extend itself to the communities we serve. The social commitment has expressed itself in two major ways: a solid donations program and employee participation in non-profit organizations.

Far beyond the granting of donations, we get involved in the development of projects with a social mission, participating in every step, from the creative concept to their final realization. That is how we develop a close and lasting relationship with the different community entities and the people who benefit from their services.

In 2001,Popular, Inc.'s subsidiaries donated a total of $6.4 million to over 350 community organizations. Contributions to civic and self-help entities reached a wide spectrum of initiatives, from physical rehabilitation centers for people with special needs, to housing development programs.

In the promotion of culture, we concentrated on refurbishing landmark theaters, lending significant support to museums and backing organizations that foster arts-related activities and education.

The 2001 musical production, Raices, recognized to two rhythmic pillars of Puerto Rican folklore: the "bomba" and the "plena". As an educational contribution to the preservation of musical tradition, the production highlighted the historical development, the musical interpretation and the dance related to both genres. The revenue of this production will benefit Banco Popular Foundation and its community projects.

We support a range of programs to benefit talented students with limited economic means and we continued our initiatives to prevent traffic accidents among young drivers. In the United States, we renewed our support to the National Hispanic Scholarship Fund, which is seeking to double the number of Latinos with a college degree, and sponsored programs that fosters literature.

On the heels of the tragic events of September 11, we channeled donations to victims and their families through the American Red Cross and other entities. We were the only Hispanic organization to participate


                             19 ANNUAL REPORT 2001

GROWING WITH GENERATIONS

POPULAR, INC. OUR COMMUNITY


(Photo)

We work to improve
the quality of life in the
communities we serve.


                                    (Photo)


                            BANCO POPULAR FOUNDATION
                                    DONATIONS

                                   percentage

                                        o
                            33% Community Development

                                        o
                                   25% Youth

                                        o
                                  21% Education

                                        o
                                13% Special Needs

                                        o
                                    8% Arts

with the City of New York in the Twin Towers Job Bank effort. Similarly, we participated in a fund drive for the families of the victims of Flight 587 en route to the Dominican Republic.

The Banco Popular Foundation, established in 1979,is our philanthropic arm. Its objective is to actively and effectively participate in the improvement of the quality of life in the communities we serve. During 2001, the Foundation donated a total of $815,245 to 48 entities and, through the Rafael Carrion Jr. Scholarship Fund established in 1992 and managed by the Foundation, we granted $230,900 in 157 scholarships to children of employees and retirees of the Corporation. Moreover, through a second scholarship fund established in 1994 with a current balance of $520,080, we have benefited 13 Puerto Rican undergraduate students at the Wharton School of the University of Pennsylvania.

Also in 2001 our employees contributed over $234,000 to the Banco Popular Foundation through payroll deductions. Their social commitment is now gaining a new dimension and a wider reach with a formalized Volunteers' Program, allowing them to contribute their time, talent and enthusiasm for the betterment of the community.

Our institution was founded by a group of residents committed to the social development of their community. Today, 108 years later, the philanthropic character of the Corporation and the human quality that distinguishes our employees strengthen this principle. Through the Foundation and its donations and sponsorship programs, Popular, Inc. maintains its firm commitment of active and effective participation in the development of the communities in which we operate, aimed at promoting higher values and a passion for excellence, focused mainly on our youth.


                             21  ANNUAL REPORT 2001

GROWING WITH GENERATIONS

POPULAR, INC. SENIOR MANAGEMENT COUNCIL


                          > SENIOR MANAGEMENT COUNCIL


                                    (Photo)
RICHARD L. CARRION
Chairman
President
Chief Executive Officer

left to right
                                    (Photo)
DAVID H. CHAFEY JR.
Senior Executive
Vice President
Retail Banking

                                    (Photo)
JORGE A. JUNQUERA
Senior Executive
Vice President
Chief Financial Officer

                                    (Photo)
MARIA ISABEL BURCKHART
Executive Vice President
Administration

                                    (Photo)
ROBERTO  R. HERENCIA
Executive Vice President
North America

                                    (Photo)
LARRY B. KESLER
Executive Vice President
Retail Credit

                                    (Photo)
TERE LOUBRIEL
Executive Vice President
Human Resources

                                    (Photo)
HUMBERTO MARTIN
Executive Vice President
Operations

                                    (Photo)
EMILIO E. PINERO FERRER,
 ESQ.
Executive Vice President
Commercial Banking

                                    (Photo)
BRUNILDA SANTOS DE
 ALVAREZ, ESQ.
Executive Vice President
Legal

                                    (Photo)
CARLOS J. VAZQUEZ
Executive Vice President
Risk Management


                               22  POPULAR, INC.

GROWING WITH GENERATIONS

> POPULAR, INC. MANAGEMENT GROUP


PUERTO RICO                         Commercial Banking Group             Segundo Bernier(1)          UNITED STATES
                                    Emilio E.Pinero Ferrer,Esq.          Roberto Negron
BANCO POPULAR                                                            Operations                  BANCO POPULAR
 DE PUERTO RICO                      Raul Cacho                                                       NORTH AMERICA, INC.
Richard L.Carrion                    Structured Finance                  Victor Echevarria(1)        Richard L.Carrion
Chairman                                                                 Jose L.Casas                Chairman
President                            Arnaldo Soto Couto                  Computer and Network        Chief Executive Officer
Chief Executive Officer              Construction Loans                    Services
                                                                                                     Roberto R.Herencia
RETAIL BANKING GROUP                 Cynthia Toro                        Victor Echevarria(1)        President
David H.Chafey Jr.                   Business Banking                    Ramon L.Melendez
                                                                         Programming                  L.Gene Beube
 Orlando  Berges                     Ricardo Toro                                                     Commercial Banking
 Bayamon Region                      Corporate Banking                   Otto Rosario
                                                                         Transaction Processing       Manuel Chinea
 Jorge Biaggi                       FINANCIAL MANAGEMENT GROUP                                        Marketing and Product
 Hato Rey Region                    Jorge A.Junquera                     Hector Torres                  Development
                                                                         Security
 Felix Leon                          Richard Barrios                                                  Alan Gunnerson
  Eastern Region                     Investments and Treasury           RISK MANAGEMENT GROUP         Operations and Technology
                                                                        Carlos J.Vazquez
 Carlos J. Mangual                   Luis R.Cintron,Esq.                                              Chris McFadden
 Caguas Region                       Trust                               Jesus Aldarondo,Esq.         Comptroller
                                                                         Operational Risk
 Wilbert Medina(1)                   Amilcar L.Jordan,Esq.                 Management                 Cesar Medina
 Eli Sepulveda Jr.                   Comptroller                                                      Credit Risk Management
 Arecibo/Manati Region                                                   Ana Carmen Alemany
                                     Ivan Pagan                          Credit Risk Management       James Norini
 Maritza Mendez                      Acquisitions and                                                 Administration
 Rio Piedras Region                    Corporate Investments             Maria de Lourdes Jimenez,
                                                                           Esq.                       Alberto Paracchini
 Carlos Rodriguez                   ADMINISTRATION GROUP                 Corporate Compliance         Finance and Treasury
 Western Region                     Maria Isabel Burckhart
                                                                         Jose A.Mendez                Richard Peterson
 Miguel Ripoll                       Ginoris Lopez-Lay                   General Auditor              Community Banking
 San Juan Region                     Strategic Planning
                                       and Marketing                    Other Subsidiaries             Vernon V.Aguirre
 Edgar Roig                                                             POPULAR MORTGAGE, INC.         Southern California Region
 Ponce Region                        Lourdes Perez Diaz                 Silvio Lopez
                                     Public Relations and                                              Mike Carr
 Juan Guerrero                         Communications                   POPULAR SECURITIES, INC.       Houston Region
 Financial and Investment                                               Kenneth W.McGrath
   Services                          Luz M.Tous de Torres                                              Michelle Imbasciani
                                     Corporate Real Estate              POPULAR AUTO, INC.             New York Metro Region
 Nestor O.Rivera                                                        Andres Morrell
 Retail Banking                     HUMAN RESOURCES GROUP                                              Mercedes F.McCall
                                    Tere Loubriel                       POPULAR FINANCE, INC.          Orlando Region
 Lizzie Rosso                                                           Edgardo Novoa
 Alternative Delivery                Tere Loubriel                                                     Javier Ubarri
   Channels                          Human Resources                    GM GROUP, INC.                 Chicago Region
                                                                        Julio J.Pascual
RETAIL CREDIT GROUP                 LEGAL GROUP                                                      Other Subsidiaries
Larry B.Kesler                      Brunilda Santos de Alvarez,Esq.     CONSORCIO DE TARJETAS        POPULAR LEASING, U.S.A.
                                                                        DOMINICANAS                  Bruce D.Horton
 Linda C.Colon                       Eduardo J.Negron,Esq.              Miguel Gil-Mejia
 Individual Lending                  Legal                                                           BANCO POPULAR,
                                                                        ATH COSTA RICA                NATIONAL ASSOCIATION
 Raul Colon                         OPERATIONS GROUP                    Luis Diego Escalante         Jorge A.Junquera
 Mortgage Servicing                 Humberto Martin(2)
                                    Felix M.Villamil                    POPULAR INSURANCE,INC.       POPULAR CASH EXPRESS, INC.
 Valentino I.McBean                                                     Angela Weyne                 Jose Riera
 Virgin Islands Region               Luis O.Abreu
                                     Operational Financial                                           EQUITY ONE, INC.
                                     Support                                                         C.E.(Bill) Williams

(1) Until December 31, 2001
(2) Until March 31, 2002


                             23 ANNUAL REPORT 2001

POPULAR, INC.                          Julio E. Vizcarrondo Jr.               Maria Luisa Ferre
 Richard L. Carrrion                   President                              Executive Vice President
 Chairman of the Board                 Chief Executive Officer                Grupo Ferre Rangei
 President                             Desarrollos Metropolitanos, S.E.
 Chief Executive Officer                                                      Hector R. Gonzalez
                                       Samuel T. Cespedes, Esq.               President
 Antonio Luis Ferre                    Secretary                              Chief Executive Officer
 Vice Chairman of the Board            Board of Directors                     Ventek Group, Inc.
 Chairman
 El Nuevo Dia                          Brunilda Santos de                     Guillermo L. Martinez
                                       Alvarez, Esq.                          Chairman of the Board
 Juan J. Bermudez                      Assistant Secretary                    GM Group, Inc.
 Partner                               Board of Directors
 Bermudez & Largo, S.E.                                                       Manuel Morales Jr.
                                       Ernesto N. Mayoral, Esq.               President
 Francisco J. Carreras                 Assistant Secretary                    Parkview Realty, Inc.
 Educator                              Board of Directors
 Executive Director                                                           Alberto M. Paracchini
 Fundacion Angel Ramos, Inc.           Eduardo J. Negron, Esq.                Private Investor
                                       Assistant Secretary
 Jose B. Carrion Jr.                   Board of Directors                     Francisco M. Rexach Jr.
 Private Investor                                                             President
                                       BANCO POPULAR                          Capital Assets, Inc.
 David H. Chafey Jr.                   DE PUERTO RICO
 Senior Executive Vice President       Richard L. Carrion                     J. Adalberto Roig Jr.
 Popular, Inc.                         Chairman of the Board                  Chairman
                                       President                              Antonio Raig Sucesores, Inc.
 Hector R. Gonzalez                    Chief Executive Officer
 President                                                                    Fexix J. Serralles Jr.
 Chief Executive Officer               Juan A. Albors Hernandez               President
 Ventek Group, Inc.                    Chairman                               Chief Executive Officer
                                       President                              Destileria Serrallis, Inc.
 Jorge A. Junquera                     Chief Executive Officer
 Senior Executive Vice President       Albors Development Corp.               Jon E. Slater
 Popular, Inc.                                                                President
                                       Jose A. Bechara Bravo                  Chief Executive Officer
 Manuel Morales Jr.                    President                              Puerto Rico Telephone
 President                             Empresas Bechara, Inc.
 Parkview Realty, Inc.                                                        Julio E. Vizacarrondo Jr.
                                       Juan J. Bermudez                       President
 Alberto M. Paracchini                 Partner                                Chief Executive Officer
 Private Investor                      Bermudez & Largo, S.E.                 Desarrollos Metropolitanos, S.E.

 Francisco M. Rexach Jr.               Francisco J. Carreras                  Samuel T. Cespedes, Esq.
 President                             Educator                               Secretary
 Capital Assets, Inc.                  Executive Director                     Board of Directors
                                       Fundacion Angel Ramos, Inc.
 Felix J. Serralles Jr.                                                       Brunilda Santos de
 President                             Jose B. Carrion Jr.                    Alvarez, Esq.
 Chief Executive Officer               Private Investor                       Assistant Secretary
 Destileria Serrialles, Inc.                                                  Board of Directors
                                       David H. Cafey Jr.
                                       Senior Executive Vice President        Ernesto N. Mayoral, Esq.
                                       Banco Popular de Puerto Rico           Assistant Secretary
                                                                              Board of Directors

Eduardo J. Negron, Esq.
Assistant Secretary
Board of Directors

BANCO POPULAR
NORTH AMERICA
Richard Carrion
Chairman of the Board
Chief Executive Officer

Roberto R. Herencia
President
Banco Popular North America

Alfonso F. Ballester
President
Ballester Hermanos, Inc.

Jorge A. Junquera
Senior Executive Vice President
Popular, Inc.

Francisco M. Rexach Jr.
President
Capital Assets, Inc.

Felix J. Serralles Jr.
President
Chief Executive Officer
Destileria Serralles, Inc.

Richard N. Speer Jr.
Chief Executive Officer
Speer & Associates, Inc.

Julio E. Vizcarrondo Jr.
President
Chief Executive Officer

Desarrollos Metro;olitanos, S.E.
Brunilda Santos de Alvarez, Esq.
Secretary
Board of Directors

Eduardo J. Negron, Esq.
Assistant Secretary
Board of Directors





                                24 POPULAR, INC.

                                                                            2001

                             Financial Information


Historical Financial Summary -- 25 Years                      26
Condensed Consolidated Statements of Condition                28
Condensed Consolidated Statements of Income                   29
Subsidiaries                                                  30
Shareholders' Information                                     30

For additional financial information,
please refer to Popular, Inc. 2001 Financial Review and Supplementary Information.


                             25 ANNUAL REPORT 2001

GROWING WITH GENERATIONS
>HISTORICAL FINANCIAL SUMMARY - 25 YEARS


(Dollars in millions,
except per share data)          1977         1978         1979          1980        1981         1982         1983         1984
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
Net Interest Income           $    60.0    $    89.8    $   110.6    $   130.0    $   135.9    $   151.7    $   144.9    $   156.8
Non-Interest Income                 7.3          9.8         13.5         14.2         15.8         15.9         19.6         19.0
Operating Expenses                 48.3         72.1         88.8        101.3        109.4        121.2        127.3        137.2
Net Income                          8.6         12.6         18.2         23.5         24.3         27.3         26.8         29.8
-----------------------------------------------------------------------------------------------------------------------------------
Assets                        $ 1,471.6    $ 2,105.5    $ 2,472.0    $ 2,630.1    $ 2,677.9    $ 2,727.0    $ 2,974.1    $ 3,526.7
Net Loans                         621.4        904.2        974.1        988.4      1,007.6        976.8      1,075.7      1,373.9
Deposits                        1,329.8      1,792.3      2,045.8      2,060.5      2,111.7      2,208.2      2,347.5      2,870.7
Stockholders' Equity               89.6         98.5        112.4        122.1        142.3        163.5        182.2        203.5
-----------------------------------------------------------------------------------------------------------------------------------
Market Capitalization         $    47.9    $    62.5    $    70.3    $    45.0    $    66.4    $    99.0    $   119.3    $   159.8
Return on Assets (ROA)             0.66%        0.65%        0.79%        0.92%        0.90%        0.96%        0.95%        0.94%
Return on Equity (ROE)            10.13%       13.64%       17.56%       19.96%       18.36%       17.99%       15.86%       15.83%

PER COMMON SHARE'
Net Income                    $    0.13    $    0.17    $    0.25    $    0.34    $    0.34    $    0.38    $    0.37    $    0.41
Dividends (Declared)               0.05         0.05         0.06         0.07         0.06         0.08         0.11         0.12
Book Value                         0.76         1.05         1.53         1.66         1.93         2.22         2.47         2.76
Market Price                       0.67         0.87         0.98         1.01         0.92         1.38         1.66         2.22

ASSETS BY GEOGRAPHICAL AREA
Puerto Rico                       96.96%       96.59%       96.54%       95.53%       94.65%       94.63%       93.70%       91.31%
United States                      3.04%        3.41%        3.46%        4.47%        5.14%        5.01%        5.23%        7.52%
Caribbean and Latin America                                                            0.21%        0.36%        1.07%        1.17%
-----------------------------------------------------------------------------------------------------------------------------------
        Total                    100.00%      100.00%      100.00%      100.00%      100.00%      100.00%      100.00%      100.00%
-----------------------------------------------------------------------------------------------------------------------------------

TRADITIONAL DELIVERY SYSTEM
Banking Branches
   Puerto Rico                       74          110          110          110          110          110          112          113
   Virgin Islands                                                                         1            2            3            3
   United States                      8            8            8            7            7            7            6            9
-----------------------------------------------------------------------------------------------------------------------------------
        Subtotal                     82          118          118          117          118          119          121          125
-----------------------------------------------------------------------------------------------------------------------------------
Non-Banking Offices
       Equity One
       Popular Cash Express
       Popular Finance                                                                                                           14
       Popular Auto
       Popular Leasing,U.S A.
       Popular Mortgage
       Popular Securities
       Popular Insurance
       Levitt Mortgage
       GMGroup
-----------------------------------------------------------------------------------------------------------------------------------
          Subtotal
-----------------------------------------------------------------------------------------------------------------------------------
          Total                       82          118         118          117          118          119          121          125

ELECTRONIC DELIVERY SYSTEM
ATMs
 Owned
  Puerto Rico                                                                                                      30           78
  Caribbean
  United States
    Subtotal                                                                                                       30           78
 Driven
  Puerto Rico                                                                                                                    6
  Caribbean
-----------------------------------------------------------------------------------------------------------------------------------
   Subtotal                                                                                                                      6
-----------------------------------------------------------------------------------------------------------------------------------
      Total                                                                                                        30           84

TRANSACTIONS (in millions)
  Electronic Transactions                                                                                         0.6          4.4
  Items Processed                   N/A          N/A         88.9         94.8         96.9         98.5        102.1        110.3
EMPLOYEES (full-time equivalent)   2.450        3,215       3,659        3,838        3,891        3,816        3,832        4,110



(Dollars in millions,
except per share data)            1985         1986          1987
--------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
Net Interest Income             $   174.9    $   184.2    $   207.7
Non-Interest Income                  26.8         41.4         41.0
Operating Expenses                  156.0        168.4        185.7
Net Income                           32.9         38.3         38.3
--------------------------------------------------------------------
Assets                          $ 4,141.7    $ 4,531.8    $ 5,389.6
Net Loans                         1,715.7      2,271.0      2,768.5
Deposits                          3,365.3      3,820.2      4,491.6
Stockholders' Equity                226.4        283.1        308.2
--------------------------------------------------------------------
Market Capitalization           $   216.0    $   304.0    $   260.0
Return on Assets (ROA)               0.89%        0.88%        0.76%
Return on Equity (ROE)              15.59%       15.12%       13.09%
--------------------------------------------------------------------

PER COMMON SHARE'
Net Income                      $    0.46    $    0.50    $    0.48
Dividends (Declared)                 0.14         0.15         0.17
Book Value                           3.07         3.46         3.77
Market Price                         3.00         4.00         3.34

ASSETS BY GEOGRAPHICAL AREA
Puerto Rico                         92.42%       91.67%       94.22%
United States                        6.47%        7.23%        5.01%
Caribbean and Latin America          1.11%        1.10%         .77%
--------------------------------------------------------------------
        Total                      100.00%      100.00%      100.00%

TRADITIONAL DELIVERY SYSTEM
Banking Branches
   Puerto Rico                        115          124          126
   Virgin Islands                       3            3            3
   United States                        9            9            9
--------------------------------------------------------------------
        Subtotal                      127          136          138
--------------------------------------------------------------------
Non-Banking Offices
       Equity One
       Popular Cash Express
       Popular Finance                                           14
       Popular Auto
       Popular Leasing,U.S A.
       Popular Mortgage
       Popular Securities
       Popular Insurance
       Levitt Mortgage
       GMGroup
--------------------------------------------------------------------
          Subtotal                                               14
--------------------------------------------------------------------
          Total                       127          136          152

ELECTRONIC DELIVERY SYSTEM
ATMs
 Owned
  Puerto Rico                          94          113          136
  Caribbean                                                       3
  United States
    Subtotal                           94          113          139
 Driven
  Puerto Rico                          36           51           55
  Caribbean
--------------------------------------------------------------------
   Subtotal                            36           51           55
--------------------------------------------------------------------
      Total                           130          164          194

TRANSACTIONS (in millions)
  Electronic Transactions             7.0          8.3         12.7
  Items Processed                   123.8        134.0        139.1
EMPLOYEES (full-time equivalent)    4,314        4,400        4,699


  (1) Per common share data adjusted for stock splits.


                                26 POPULAR, INC.


                                    1988          1989          1990          1991          1992          1993          1994
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------

SELECTED FINANCIAL INFORMATION
Net Interest Income              $    232.5    $    260.9    $    284.2    $    407.8    $    440.2    $    492.1    $    535.5
Non-Interest Income                    54.9          63.3          70.9         131.8         124.5         125.2         141.3
Operating Expenses                    195.6         212.4         229.6         345.7         366.9         412.3         447.8
Net Income                             47.4          56.3          63.4          64.6          85.1         109.4         124.7
Assets                           $  5,706.5    $  5,972.7    $  8,983.6    $  8,780.3    $ 10,002.3    $ 11,513.4    $ 12,778.4
Net Loans                           3,096.3       3,320.6       5,373.3       5,195.6       5,252.1       6,346.9       7,781.3
Deposits                            4,715.8       4,926.3       7,422.7       7,207.1       8,038.7       8,522.7       9,012.4
Stockholders' Equity                  341.9         383.0         588.9         631.8         752.1         834.2       1,002.4
Market Capitalization            $    355.0    $    430.1    $    479.1    $    579.0    $    987.8    $  1,014.7    $    923.7
Return on Assets (ROA)                 0.85%         0.99%         1.09%         0.72%         0.89%         1.02%         1.02%
Return on Equity (ROE)                14.87%        15.87%        15.55%        10.57%        12.72%        13.80%        13.80%
PER COMMON SHARE'
Net Income                       $     0.59    $     0.70    $     0.79    $     0.54    $     0.70    $     0.84    $     0.92
Dividends (Declared)                   0.17          0.20          0.20          0.20          0.20          0.23          0.25
Book Value                             4.19          4.69          4.92          5.25          5.76          6.38          6.87
Market Price                           4.44          5.38          4.00          4.81          7.56          7.75          7.03
ASSETS BY GEOGRAPHICAL AREA
Puerto Rico                           93.45%        92.18%        88.59%        86.67%        87.33%        79.42%        75.86%
United States                          5.50%         6.28%         9.28%        10.92%        10.27%        16.03%        19.65%
Caribbean and Latin America            1.05%         1.54%         2.13%         2.41%         2.40%         4.55%         4.49%
        Total                        100.00%       100.00%       100.00%       100.00%       100.00%       100.00%       100.00%
TRADITIONAL DELIVERY SYSTEM
Banking Branches
   Puerto Rico                          126           128           173           161           162           165           166
   Virgin Islands                         3             3             3             3             3             8             8
   United States                         10            10            24            24            30            32            34
        Subtotal                        139           141           200           188           195           205           208
Non-Banking Offices
       Equity One                                                                  27            41            58            73
       Popular Cash Express
       Popular Finance                   17            18            26            26            26            26            28
       Popular Auto                                     4             9             9             9             8            10
       Popular Leasing, U.S.A.
       Popular Mortgage
       Popular Securities
       Popular Insurance
       Levitt Mortgage
       GM Group

          Subtotal                       17            22            35            62            76            92           111
          Total                         156           163           235           250           271           297           319
ELECTRONIC DELIVERY SYSTEM
ATMs
 Owned
  Puerto Rico                           153           151           211           206           211           234           262
  Caribbean                               3             3             3             3             3             8             8
  United States                                                                                   6            11            26
    Subtotal                            156           154           214           209           220           253           296
 Driven
  Puerto Rico                            68            65            54            73            81            86            88
  Caribbean
   Subtotal                              68            65            54            73            81            86            88
      Total                             224           219           268           282           301           339           384
TRANSACTIONS (IN MILLIONS)
 Electronic Transactions               14.9          16.1          18.0          23.9          28.6          33.2          43.0
 Items Processed                      159.8         161.9         164.0         166.1         170.4         171.8         174.5
EMPLOYEES (FULL-TIME EQUIVALENT)      5,131         5,213         7,023         7,006         7,024         7,533         7,606


                                  1995          1996         1997            1998         1999           2000         2001
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------

SELECTED FINANCIAL INFORMATION
Net Interest Income              $    584.2    $    681.3    $    784.0    $    873.0    $    953.7    $    982.8    $  1,077.0
Non-Interest Income                   173.3         205.5         247.6         291.2         372.9         464.1         465.5
Operating Expenses                    486.8         541.9         636.9         720.4         837.5         876.4         920.1
Net Income                            146.4         185.2         209.6         232.3         257.6         276.1         304.5
Assets                           $ 15,675.5    $ 16,764.1    $ 19,300.5    $ 23,160.4    $ 25,460.5    $ 28,057.1    $ 30,744.7
Net Loans                           8,677.5       9,779.0      11,376.6      13,077.8      14,907.8      16,057.1      18,168.6
Deposits                            9,876.7      10,763.3      11,749.6      13,672.2      14,173.7      14,804.9      16,370.0
Stockholders' Equity                1,141.7       1,262.5       1,503.1       1,709.1       1,661.0       1,993.6       2,272.8
Market Capitalization            $  1,276.8    $  2,230.5    $  3,350.3    $  4,602.4    $  3,790.2    $  3,578.1    $  3,965.4
Return on Assets (ROA)                 1.04%         1.14%         1.14%         1.14%         1.08%         1.04%         1.09%
Return on Equity (ROE)                14.22%        16.17%        15.83%        15.41%        15.45%        15.00%        14.84%
PER COMMON SHARE'
Net Income                       $     1.05    $     1.34    $     1.50    $     1.65    $     1.84    $     1.97    $     2.17
Dividends (Declared)                   0.29          0.35          0.40          0.50          0.60          0.64          0.76
Book Value                             7.91          8.80         10.37         11.86         11.51         13.92         15.93
Market Price                           9.69         16.88         24.75         34.00         27.94         26.31         29.08
ASSETS BY GEOGRAPHICAL AREA
Puerto Rico                           75.49%        73.88%        74.10%        71.32%        70.95%        71.80%        67.66%
United States                         20.76%        22.41%        23.34%        24.44%        25.17%        25.83%        29.84%
Caribbean and Latin Am                 3.75%         3.71%         2.56%         4.24%         3.88%         2.37%         2.50%
        Total                        100.00%       100.00%       100.00%       100.00%       100.00%       100.00%       100.00%
TRADITIONAL DELIVERY SYSTEM
Banking Branches
   Puerto Rico                          166           178           201           198           199           199           196
   Virgin Islands                         8             8             8             8             8             8             8
   United States                         40            44            63            89            91            95            96
        Subtotal                        214           230           272           295           298           302           300
Non-Banking Offices
       Equity One                        91           102           117           128           138           136           149
       Popular Cash Express                                                        51           102           132           154
       Popular Finance                   31            39            44            48            47            61            55
       Popular Auto                       9             8            10            10            12            12            20
       Popular Leasing, U.S.A.                                        7             8            10            11            13
       Popular Mortgage                   3             3             3            11            13            21            25
       Popular Securities                               1             2             2             2             3             3
       Popular Insurance                                                                                        2             2
       Levitt Mortgage                                                                            2             2             1
       GM Group                                                                                   4             4             4
          Subtotal                      134           153           183           258           330           384           426
          Total                         348           383           455           553           628           686           726
ELECTRONIC DELIVERY SYSTEM
ATMs
 Owned
  Puerto Rico                           281           327           391           421           442           478           524
  Caribbean                               8             9            17            59            68            37            12
  United States                          38            53            71            94            99           109           118
    Subtotal                            327           389           479           574           609           624           654
 Driven
  Puerto Rico                           120           162           170           187           102           118           155
  Caribbean                                            97           192           265           851           920         1,038
   Subtotal                             120           259           362           452           953         1,038         1,193
      Total                             447           648           841         1,026         1,562         1,662         1,847
TRANSACTIONS (IN MILLIONS)
 Electronic Transactions               56.6          78.0         111.2         130.5         159.4         199.5         206.0
 Items Processed                      175.0         173.7         171.9         170.9         171.0         160.2         149.9
EMPLOYEES (FULL-TIME EQUIVALENT       7,815         7,996         8,854        10,549        11,501        10,651        11,334


                             27 ANNUAL REPORT 2001

REPORT OF INDEPENDENT
ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND
STOCKHOLDERS OF POPULAR, INC.:

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statements of condition of Popular, Inc. and its subsidiaries as of December 31,2001 and 2000, and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2001 (not presented herein) appearing in the 2001 Financial Review and Supplementary Information to stockholders of Popular,Inc., which is incorporated by reference in Popular,Inc.'s Annual Report on Form 10-K for the year ended December 31,2001; in our report dated February 21, 2002, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated statements of condition and of income, when read in conjunction with the consolidated financial statements from which it has been derived,is fairly stated in all material respects in relation thereto.

San Juan, Puerto Rico
February 21,2002

Stamp 1767165 of the P.R. Society of Certified Public Accountants has been affixed to the file copy of this report.

POPULAR,  INC.

                > CONDENSED CONSOLIDATED STATEMENTS OF CONDITION

                                                                    At December 31,
------------------------------------------------------------------------------------------
(In thousands)                                                    2001            2000
------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                       $    606,142    $    726,051
Money market investments                                           823,790       1,068,618
Trading securities,at market value                                 270,186         153,073
Investment securities available-for-sale,at market value         9,284,401       8,795,924
Investment securities held-to-maturity,at amortized cost           592,360         264,731
Loans held-for-sale,at lower of cost or market                     939,488         823,901
------------------------------------------------------------------------------------------

Loans                                                           17,556,029      15,580,379
   Less - Unearned income                                          326,966         347,195
         Allowance for loan losses                                 336,632         290,653
------------------------------------------------------------------------------------------
                                                                16,892,431      14,942,531
------------------------------------------------------------------------------------------
Premises and equipment                                             405,705         405,772
Other real estate                                                   31,533          23,518
Accrued income receivable                                          186,143         202,540
Other assets                                                       453,839         368,797
Intangible assets                                                  258,658         281,595
------------------------------------------------------------------------------------------
                                                              $ 30,744,676    $ 28,057,051
==========================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:

   Deposits:
      Non-interest bearing                                    $  3,281,841    $  3,109,885
      Interest bearing                                          13,088,201      11,695,022
------------------------------------------------------------------------------------------
                                                                16,370,042      14,804,907
   Federal funds purchased and securities sold under
      agreements to repurchase                                   5,751,768       4,964,115
   Other short-term borrowings                                   1,827,242       4,369,212
   Notes payable                                                 3,735,131       1,176,912
   Other liabilities                                               512,686         472,334
------------------------------------------------------------------------------------------
                                                                28,196,869      25,787,480
------------------------------------------------------------------------------------------
   Subordinated notes                                              125,000         125,000
------------------------------------------------------------------------------------------
   Preferred beneficial interest in Popular North America's
      junior subordinated deferrable interest debentures
      guaranteed by the Corporation                                149,080         150,000
------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                         909             927
------------------------------------------------------------------------------------------

Stockholders' Equity:
   Preferred stock                                                 100,000         100,000
   Common stock                                                    832,498         830,356
   Surplus                                                         268,544         260,984
   Retained earnings                                             1,057,724         865,082
   Treasury stock,at cost                                          (66,136)        (66,214)
   Accumulated other comprehensive income,net of tax                80,188           3,436
------------------------------------------------------------------------------------------
                                                                 2,272,818       1,993,644
------------------------------------------------------------------------------------------
                                                              $ 30,744,676    $ 28,057,051
==========================================================================================


                                28 POPULAR, INC.

POPULAR, INC.

                 > CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                           Year ended December 31,
                                                                   ----------------------------------------
(In thousands,except per share information)                           2001           2000           1999
                                                                   -----------    -----------   -----------
 INTEREST INCOME
   Loans                                                            $ 1,559,890    $ 1,586,832   $ 1,373,158
   Money market investments                                              47,610         62,356        33,434
   Investment securities                                                473,344        486,198       425,907
   Trading securities                                                    15,018         14,771        19,171
------------------------------------------------------------------------------------------------------------
                                                                      2,095,862      2,150,157     1,851,670
------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
   Deposits                                                             518,168        529,373       452,215
   Short-term borrowings                                                329,648        508,029       317,646
   Long-term debt                                                       171,061        129,994       128,071
------------------------------------------------------------------------------------------------------------
                                                                      1,018,877      1,167,396       897,932
------------------------------------------------------------------------------------------------------------
Net interest income                                                   1,076,985        982,761       953,738
Provision for loan losses                                               213,250        194,640       148,948
------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                     863,735        788,121       804,790
Service charges on deposit accounts                                     146,994        125,519       118,187
Other service fees                                                      236,475        215,995       169,727
Gain on sale of investment securities                                        27         11,201           638
Derivatives losses                                                      (20,228)
Trading account (loss) profit                                            (1,781)         1,991        (1,582)
Other operating income                                                  104,029        109,354        85,946
------------------------------------------------------------------------------------------------------------
                                                                      1,329,251      1,252,181     1,177,706
------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Personnel costs                                                      425,142        394,176       386,696
   Net occupancy expenses                                                72,100         67,720        60,814
   Equipment expenses                                                    97,383         98,022        88,334
   Other taxes                                                           38,756         34,125        33,290
   Professional fees                                                     67,663         64,851        67,955
   Communications                                                        48,883         45,689        43,146
   Business promotion                                                    50,783         46,791        45,938
   Printing and supplies                                                 17,804         20,828        20,709
   Other operating expenses                                              74,185         69,673        58,812
   Amortization of intangibles                                           27,438         34,558        31,788
------------------------------------------------------------------------------------------------------------
                                                                        920,137        876,433       837,482
------------------------------------------------------------------------------------------------------------
Income before income tax and minority interest                          409,114        375,748       340,224
Income tax                                                              105,280        100,797        85,120
Net loss of minority interest                                                18          1,152         2,454
------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting changes                   303,852        276,103       257,558
Cumulative effect of accounting changes,net of tax                          686
------------------------------------------------------------------------------------------------------------

NET INCOME                                                          $   304,538    $   276,103   $   257,558
============================================================================================================
NET INCOME APPLICABLE TO COMMON STOCK                               $   296,188    $   267,753   $   249,208
============================================================================================================
NET INCOME PER COMMON SHARE (BASIC AND DILUTED) (BEFORE AND AFTER
   CUMULATIVE EFFECT OF ACCOUNTING CHANGES)                         $      2.17    $      1.97   $      1.84
============================================================================================================

For a complete set of audited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, refer to Popular, Inc.'s 2001 Financial Review and Supplementary Information to stockholders incorporated by reference in Popular, Inc.'s Annual Report on Form 10-K for the year ended December 31,2001.


                             29 ANNUAL REPORT 2001

SUBSIDIARIES, SHAREHOLDERS' INFORMATION

SUBSIDIARIES

Banco Popular de Puerto Rico
Popular Auto,Inc.
Popular Finance,Inc.
Popular Insurance,Inc.
Popular Mortgage,Inc.
Levitt Mortgage
Popular Securities,Inc.
Banco Popular North America
Banco Popular,National
 Association
Popular Cash Express,Inc.
Popular Insurance,U.S.A.
Popular Leasing,U.S.A.
Equity One,Inc.
GM Group,Inc.
ATH Costa Rica/CreST,S.A.
ATH Dominicana/Contado

Design:BD&E Inc.,Pittsburgh,Pennsylvania

Photography:Harry Giglio Productions

Printing:Hoechstetter Printing Company

SHAREHOLDERS' INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS
PricewaterhouseCoopers LLP

ANNUAL MEETING
The 2002 annual shareholders' meeting of Popular, Inc. will be held on Tuesday, April 30,at 10:30 a.m. at Centro Europa Building in San Juan, Puerto Rico.

Telephone: (787) 765-9800 ext. 5637, 5527
Fax: (787) 763-5972
E-mail: popular-stck-transfer@bppr.com

ADDITIONAL INFORMATION
Copies of the Annual Report to the Securities and Exchange Commission on Form 10-K and any other financial information may be obtained by writing to:

Amilcar L. Jordan
Senior Vice President and Comptroller
Banco Popular de Puerto Rico
PO Box 362708
San Juan, PR 00936-2708

Telephone: (787) 765-9800 ext. 6102
Fax: (787) 759-7803

Or visit our web site www.popularinc.com


                                30 POPULAR, INC.

                              [POPULAR, INC. LOGO]

                                P.O. BOX 362708

                             SAN JUAN, PUERTO RICO

                                   00936-2708

FINANCIAL REVIEW AND SUPPLEMENTARY INFORMATION


                  Management's Discussion and Analysis of
                  Financial Condition and Results of Operations        2

                  Statistical Summaries                               26

                  Financial Statements

                  Management's Report on Responsibility
                  for Financial Reporting                             31

                  Report of Independent Accountants                   32

                  Consolidated Statements of Condition
                  as of December 31, 2001 and 2000                    33

                  Consolidated Statements of Income
                  for the years ended December 31, 2001,
                  2000 and 1999                                       34

                  Consolidated Statements of Cash Flows
                  for the years ended December 31, 2001,
                  2000 and 1999                                       35

                  Consolidated Statements of Changes in
                  Stockholders' Equity for the years ended
                  December 31, 2001, 2000 and 1999                    36

                  Consolidated Statements of Comprehensive
                  Income for the years ended December 31,
                  2001, 2000 and 1999                                 37

                  Notes to Consolidated Financial Statements          38


                              1 ANNUAL REPORT 2001

GROWING WITH GENERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


This section provides a discussion and analysis of the consolidated financial position and financial performance of Popular, Inc. and its subsidiaries (the Corporation). All accompanying tables, financial statements and notes included elsewhere in this report should be considered an integral part of this analysis. The Corporation is a bank holding company, which offers a broad range of products and services to consumer and corporate customers in Puerto Rico, the United States, the Caribbean and Central America. The Corporation's subsidiaries are engaged in the following businesses:

         - Commercial Banking - Banco Popular de Puerto Rico (BPPR), Banco Popular North America (BPNA), and Banco Popular, National Association (BP, N.A.)

         -        Auto Loans and Lease Financing - Popular Auto, Inc.
                  (previously d/b/a Popular Leasing and Rental, Inc.) and Popular Leasing, U.S.A.

         - Mortgage and Consumer Lending - Popular Mortgage, Inc., Equity One, Inc., Popular Finance, Inc. and Newco Mortgage Holding Company (d/b/a Levitt Mortgage)

         -        Broker/Dealer - Popular Securities, Inc.

         - Processing and Information Technology Services and Products - GM Group, ATH Costa Rica and CreST, S.A.

         -        Retail Financial Services - Popular Cash Express, Inc.

         -        Insurance Agency - Popular Insurance, Inc.

OVERVIEW

The year 2001 will undoubtedly be remembered by the tragic events of September 11(th). It was also the first time since the Persian Gulf war in 1991-1992, that the U.S. economy fell into recession. The year was characterized by the Federal Reserve's aggressive monetary policy, trying to stimulate the economy from the vanishing corporate profits, increasing layoffs announcements, the effects of the worst terrorists attacks in the history of the United States and the global war declared against terrorism. The Fed cut the federal funds target rate 11 times through the year by a total of 475 basis points to 1.75%, the lowest level since 1962. The slowdown was evident in all sectors of the economy, with the exception of the housing sector, that did well thanks to lower mortgage rates, which stimulated demand.

         Notwithstanding this economic environment, during 2001, the Corporation continued growing in its principal market, Puerto Rico, as total deposits in this area rose 9% reaching $10.9 billion at the end of 2001. As of December 31, 2001, BPPR had approximately 30.5% of the deposits market share in the island. The Corporation's total loans in Puerto Rico amounted to $9.9 billion at the end of 2001, representing an increase of 5% over the amount reported in 2000.

         Popular Mortgage reached unprecedented levels in mortgage loan originations during 2001, triggered by the interest rate reductions, as well as an aggressive marketing campaign, its staff performance and the development of innovative products. The volume of loan closings by this subsidiary for 2001 amounted to $1.4 billion, an increase of 81% when compared with the same period a year earlier.

         In order to continue expanding in the Internet market, Popular, Inc. made a strategic investment in Coqui.com. This company owns PRTC.net and Coqui.net, which together form the leading Internet service provider in Puerto Rico. In line with this initiative, during the second quarter of 2001, Banco Popular introduced a new Internet service, plazapop.com, for its commercial customers. This service allows commercial clients to have their own Internet page and have access to thousands of potential customers with the capability to offer online sales. All of these initiatives will allow the Corporation to offer its customers enhanced on-line products and services as part of our e-commerce initiatives.

         Focusing on providing excellent service to its customers, in September 2001, the Corporation merged the auto financing division of BPPR with Popular Leasing, creating Popular Auto. Under this new entity, customers can choose from a variety of products that range from auto and marine conventional loans, car, equipment and company fleet leasing to daily, weekly or monthly car and truck rental.

         Continuing with the initiative of expanding its franchise on the mainland United States by offering financial services to all communities, while capitalizing on its strength with the Hispanic market, during the first month of 2001, Banco Popular North America (BPNA) inaugurated its first branch in Miami, Florida. With the

-------------------------------------------------------------------------------
TABLE A

Components of Net Income as a Percentage of Average Total Assets

                                                                                For  the Year
--------------------------------------------------------------------------------------------------------------------------
                                                     2001            2000            1999            1998            1997
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                  3.85%           3.70%           4.01%           4.27%           4.26%
Provision for loan losses                            (0.76)          (0.73)          (0.63)          (0.67)          (0.60)
Securities and trading gains (losses)                (0.01)          0.05              --            0.06            0.03
Derivative losses                                    (0.07)            --              --              --              --
Operating income                                     1.74            1.70            1.57            1.36            1.31
--------------------------------------------------------------------------------------------------------------------------
                                                     4.75            4.72            4.95            5.02            5.00
Operating expenses                                   (3.29)          (3.30)          (3.52)          (3.52)          (3.46)
--------------------------------------------------------------------------------------------------------------------------
Net income before tax and minority interest          1.46            1.42            1.43            1.50            1.54
Income tax                                           (0.37)          (0.38)          (0.36)          (0.36)          (0.40)
Net loss of minority interest                          --              --            0.01              --              --
--------------------------------------------------------------------------------------------------------------------------
Net income                                           1.09%           1.04%           1.08%           1.14%           1.14%
==========================================================================================================================


                                2 POPULAR, INC.

TABLE B

Changes in Net Income and Earnings per Common Share

                                                             2001                       2000                         1999
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per common share amounts)      Dollars      Per share      Dollars      Per share      Dollars      Per share
-----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock
  for prior year                                    $ 267,753       $1.97       $ 249,208       $1.84       $ 223,998       $1.65
Increase (decrease) from changes in:
  Operating income                                     36,630        0.27          77,807        0.57          95,200        0.70
  Net interest income                                  94,224        0.69          29,023        0.21          80,726        0.60
  Gain (loss) on sale of investment securities        (11,174)      (0.08)         10,563        0.08          (8,295)      (0.06)
  Trading account profit (loss)                        (3,772)      (0.03)          3,812        0.03          (5,235)      (0.04)
  Derivative losses                                   (20,228)      (0.15)             --          --              --          --
  Net income (loss) of minority interest               (1,134)      (0.01)         (1,302)      (0.01)          2,126        0.02
  Income tax                                           (4,483)      (0.03)        (15,677)      (0.12)        (10,449)      (0.08)
  Operating expenses                                  (43,704)      (0.32)        (39,989)      (0.29)       (117,128)      (0.86)
  Cummulative effect of accounting changes                686          --              --          --              --          --
  Provision for loan losses                           (18,610)      (0.14)        (45,692)      (0.34)        (11,735)      (0.09)
-----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock               $ 296,188       $2.17       $ 267,753       $1.97       $ 249,208       $1.84
===================================================================================================================================

-------------------------------------------------------------------------------
opening of this branch, BPNA now operates 96 branches in the principal markets of Florida, New York, Texas, Illinois, California and New Jersey. Later during the year, a National Call Center was inaugurated in Orlando, Florida that enables clients to obtain information about their accounts, apply for consumer loans and perform transactions through the telephone.

         Popular Cash Express became the fifth largest check cashing institution in the United States as of December 2001 with a total of 96 locations in 5 states and 52 mobile units. Equity One, completed three securitizations during the year totaling almost $700 million and increased its loan volume originations by 34% from 2000.

         In the Caribbean, during the second quarter of 2001, the Corporation exercised an option to purchase an interest in Centro Financiero BHD, S.A., the third largest private financial institution in the Dominican Republic. Later on during the year, ATH Dominicana merged with Consorcio de Tarjetas Dominicanas, S.A. (known as "Contado"), an entity that will continue to market the Corporation's brand name, ATH, with a consolidated network of 892 ATM's and 11,961 point-of-sale terminals in the Dominican Republic. The Corporation accounts for these investments under the equity method.

         The Corporation reported net income of $304.5 million in the year 2001, an increase of $28.4 million or 10% over the net income of $276.1 million in 2000. Earnings per common share (EPS) totaled $2.17, compared with $1.97 in 2000. The Corporation's return on assets (ROA) for 2001 was 1.09% compared with 1.04% in 2000, while the return on common equity (ROE) was 14.84% in 2001 compared with 15.00% in 2000. Table A presents a five-year summary of the components of net income as a percentage of average total assets, while Table B presents the changes in net income and earnings per common share. At December 31, 2001 the market value and book value per share of the Corporation's common stock were $29.08 and $15.93, respectively, compared with $26.31 and $13.92 at the same date in 2000.

         The Board of Directors increased the quarterly dividend to $0.20 per common share in the second quarter of 2001, which represents a 25% increase over the $0.16 declared per common share in previous quarters.

         Further discussion of operating results and the Corporation's financial condition is presented in the following narrative and tables. In addition, Table C provides selected financial data for the past 10 years.

         This report contains forward-looking statements with respect to the adequacy of the allowance for loan losses, the Corporation's market and liquidity risks and the effect of legal proceedings on the Corporation's financial condition and results of operations. These forward-looking statements involve certain risks, uncertainties, estimates and assumptions by management. Various factors could cause actual results to differ from those contemplated by such forward-looking statements.

CRITICAL ACCOUNTING POLICIES

In order to enhance investors' understanding of the financial statements, we have detailed the following critical accounting policies including the judgments made in their application. The focus is on securities and loans because they represent the principal sources of revenues for the Corporation.

INVESTMENT SECURITIES

Management determines the appropriate classification of debt and equity securities at the time of purchase. Debt securities are classified as held-to-maturity when the Corporation has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated


                              3 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


TABLE C

SELECTED FINANCIAL DATA

----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                  2001                   2000                  1999
----------------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENTS
  Interest income                                                 $   2,095,862          $   2,150,157         $   1,851,670
  Interest expense                                                    1,018,877              1,167,396               897,932
----------------------------------------------------------------------------------------------------------------------------
  Net interest income                                                 1,076,985                982,761               953,738
----------------------------------------------------------------------------------------------------------------------------
  Securities, trading and derivatives gains (losses)                    (21,982)                13,192                  (944)
  Other income                                                          487,498                450,868               373,860
  Operating expenses                                                    920,137                876,433               837,482
  Provision for loan losses                                             213,250                194,640               148,948
  Net loss of minority interest                                              18                  1,152                 2,454
  Income tax                                                            105,280                100,797                85,120
  Dividends on preferred stock of BPPR                                       --                     --                    --
  Cumulative effect of accounting changes                                   686                     --                    --
----------------------------------------------------------------------------------------------------------------------------
    Net income                                                    $     304,538          $     276,103         $     257,558
============================================================================================================================
    Net income applicable to common stock                         $     296,188          $     267,753         $     249,208
============================================================================================================================
PER COMMON SHARE DATA*
  Net income (basic and diluted) (before and after
   cumulative effect of accounting changes)                       $        2.17          $        1.97         $        1.84
  Dividends declared                                                       0.76                   0.64                  0.60
  Book value                                                              15.93                  13.92                 11.51
  Market price                                                            29.08                  26.31                 27.94
  Outstanding shares:
  Average                                                           136,238,288            135,907,476           135,585,634
  End of period                                                     136,362,364            135,998,617           135,654,292
AVERAGE BALANCES
  Net loans**                                                     $  17,045,257          $  15,801,887         $  13,901,290
  Earning assets                                                     26,414,204             24,893,366            22,244,959
  Total assets                                                       27,957,107             26,569,755            23,806,372
  Deposits                                                           15,575,791             14,508,482            13,791,338
  Subordinated notes                                                    125,000                125,000               125,000
  Preferred beneficial interest in Popular North America's
   junior subordinated deferrable interest debentures
   guaranteed by the Corporation                                        150,000                150,000               150,000
  Total stockholders' equity                                          2,096,534              1,884,525             1,712,792
PERIOD END BALANCES
  Net loans**                                                     $  18,168,551          $  16,057,085         $  14,907,754
  Allowance for loan losses                                             336,632                290,653               292,010
  Earning assets                                                     29,139,288             26,339,431            23,754,620
  Total assets                                                       30,744,676             28,057,051            25,460,539
  Deposits                                                           16,370,042             14,804,907            14,173,715
  Subordinated notes                                                    125,000                125,000               125,000
  Preferred beneficial interest in Popular North America's
   junior subordinated deferrable interest debentures
   guaranteed by the Corporation                                        149,080                150,000               150,000
  Total stockholders' equity                                          2,272,818              1,993,644             1,660,986
SELECTED RATIOS
  Net interest yield (taxable equivalent basis)                            4.40%                  4.23%                 4.65%
  Return on average total assets                                           1.09                   1.04                  1.08
  Return on average common stockholders' equity                           14.84                  15.00                 15.45
  Dividend payout ratio to common stockholders                            33.10                  32.47                 31.56
  Efficiency ratio                                                        58.81                  61.54                 63.08
  Overhead ratio                                                          42.21                  41.96                 48.71
  Tier I capital to risk-adjusted assets                                   9.96                  10.44                 10.17
  Total capital to risk-adjusted assets                                   11.74                  12.37                 12.29

* Per share data is based on the average number of shares outstanding during the periods, except for the book value which is based on total shares at the end of the periods.
     All per share data has been adjusted to reflect two stock splits effected in the form of dividends on July 1, 1998 and July 1, 1996.
**   Includes loans held-for-sale.


                                4  POPULAR, INC.

                                                   YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
    1998               1997               1996               1995               1994               1993               1992
------------------------------------------------------------------------------------------------------------------------------
$  1,651,703       $  1,491,303       $  1,272,853       $  1,105,807       $    887,141       $    772,136       $    740,354
     778,691            707,348            591,540            521,624            351,633            280,008            300,135
------------------------------------------------------------------------------------------------------------------------------
     873,012            783,955            681,313            584,183            535,508            492,128            440,219
------------------------------------------------------------------------------------------------------------------------------
      12,586              6,202              3,202              7,153                451              1,418                625
     278,660            241,396            202,270            166,185            140,852            123,762            123,879
     720,354            636,920            541,919            486,833            447,846            412,276            366,945
     137,213            110,607             88,839             64,558             53,788             72,892             97,633
         328                 --                 --                 --                 --                 --                 --
      74,671             74,461             70,877             59,769             50,043             28,151             14,259
          --                 --                 --                 --                385                770                770
          --                 --                 --                 --                 --              6,185                 --
------------------------------------------------------------------------------------------------------------------------------
$    232,348       $    209,565       $    185,150       $    146,361       $    124,749       $    109,404       $     85,116
==============================================================================================================================
$    223,998       $    201,215       $    176,800       $    138,011       $    120,504       $    109,404       $     85,116
==============================================================================================================================

$       1.65       $       1.50       $       1.34       $       1.05       $       0.92       $       0.84       $       0.70
        0.50               0.40               0.35               0.29               0.25               0.23               0.20
       11.86              10.37               8.80               7.91               6.87               6.38               5.76
       34.00              24.75              16.88               9.69               7.04               7.75               7.57

 135,532,086        134,036,964        132,044,624        131,632,600        131,192,972        130,804,944        121,845,976
 135,637,327        135,365,408        132,177,012        131,794,544        131,352,512        130,929,692        130,619,456

$ 11,930,621       $ 10,548,207       $  9,210,964       $  8,217,834       $  7,107,746       $  5,700,069       $  5,150,328
  19,261,949         17,409,634         15,306,311         13,244,170         11,389,680          9,894,662          8,779,981
  20,432,382         18,419,144         16,301,082         14,118,183         12,225,530         10,683,753          9,528,518
  12,270,101         10,991,557         10,461,796          9,582,151          8,837,226          8,124,885          7,641,123
     125,000            125,000            147,951             56,850             56,082             73,967             85,585

     150,000            122,877                 --                 --                 --                 --                 --
   1,553,258          1,370,984          1,193,506          1,070,482            924,869            793,001            668,990

$ 13,078,795       $ 11,376,607       $  9,779,028       $  8,677,484       $  7,781,329       $  6,346,922       $  5,252,053
     267,249            211,651            185,574            168,393            153,798            133,437            110,714
  21,591,950         18,060,998         15,484,454         14,668,195         11,843,806         10,657,994          9,236,024
  23,160,357         19,300,507         16,764,103         15,675,451         12,778,358         11,513,368         10,002,327
  13,672,214         11,749,586         10,763,275          9,876,662          9,012,435          8,522,658          8,038,711
     125,000            125,000            125,000            175,000             50,000             62,000             74,000

     150,000            150,000                 --                 --                 --                 --                 --
   1,709,113          1,503,092          1,262,532          1,141,697          1,002,423            834,195            752,119

        4.91%              4.84%              4.77%              4.74%              5.06%              5.50%              6.11%
        1.14               1.14               1.14               1.04               1.02               1.02               0.89
       15.41              15.83              16.17              14.22              13.80              13.80              12.72
       28.42              25.19              24.63              26.21              27.20              25.39              28.33
       62.55              62.12              61.33              64.88              66.21              66.94              65.05
       49.15              49.66              49.38              53.66              57.24              58.34              55.07
       10.82              12.17              11.63              11.91              12.85              12.29              12.88
       13.14              14.56              14.18              14.65              14.25              13.95              14.85


                              5 ANNUAL REPORT 2001
at amortized cost. Debt and equity securities are classified as trading when they are bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in accumulated other comprehensive income.

LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans are carried at their principal amount outstanding net of unearned income, including net deferred loan fees and costs, except for loans held-for-sale which are carried at the lower of cost or market. The Corporation defers certain nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding. It is the Corporation's policy to discontinue the recognition of interest income when a commercial loan becomes 60 days past due as to principal or interest. For financing leases, conventional mortgages and closed-end consumer loans, interest is discontinued when payments are delinquent 90 days. Closed-end consumer loans are charged-off when payments are delinquent 120 days. Open-end (revolving credit) consumer loans are charged-off if payments are delinquent 180 days. Certain loans which would be treated as non-accrual loans pursuant to the foregoing policy, are treated as accruing loans if they are considered well secured and in the process of collection. When interest accruals are discontinued, the balance of uncollected accrued interest is charged against current earnings and thereafter, income is recorded only to the extent of any interest collected.

         The Corporation's management evaluates the adequacy of the allowance for loan losses on a monthly basis following a systematic methodology in order to provide for known and inherent risks in the loan portfolio. This methodology includes the consideration of factors such as current economic conditions, portfolio risk characteristics, prior loss experience, results of periodic credit reviews of individual loans, financial accounting standards and loan impairment measurement, among other factors.

         A loan is considered impaired when its interest and/or principal is past due 90 days or more or when, based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective rate, on the observable market price of the loan or on the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment based on past experience adjusted for current economic conditions. Larger balance commercial loans are evaluated on a loan-by-loan basis. Once a specific measurement methodology is chosen, it is consistently applied unless there is a significant change in the financial position of the borrower. Impaired loans for which the discounted cash flows, collateral value or market price is less than their carrying value require an allowance. The allowance for impaired loans is part of the Corporation's overall allowance for loan losses.

         The provision for loan losses charged to current operations is based on the above-mentioned methodology. Loan losses are charged and recoveries are credited to the allowance for loan losses.

         Refer to Note 1 to the consolidated financial statements for a summary of the Corporation's significant accounting policies. Also, refer to the Credit Risk Management and Loan Quality section of the management discussion and analysis for further information on the allowance for loan losses.

EARNINGS ANALYSIS

NET INTEREST INCOME

Net interest income, the main source of earnings of the Corporation, represents the difference or spread between interest and fee income generated by the Corporation's earning assets over the interest expense paid on deposits and borrowed funds. The volumes and mix of earning assets and interest-bearing liabilities, changes in interest rates and the repricing characteristics of these assets and liabilities usually have an impact on net interest income.

         At the beginning of the year 2001, the Federal Reserve made an unexpected move by decreasing the federal funds rate by 50 basis points. This action was taken to prevent further weakening of sales and production and to improve consumer confidence in the financial markets. The easing cycle continued at a busy pace during the year with ten more decreases, lowering the federal funds rate by 475 basis points to 1.75% at year-end compared to 6.50% when the year started. The terrorist incidents of September 11th prolonged the easing cycle due to the uncertainties in the financial and economic conditions of the United States. The average key index rates for the years 1999 through 2001 were as follows:

                                    2001           2000           1999
----------------------------------------------------------------------
Prime rate                          6.91%          9.23%          8.00%
Fed funds rate                      3.88           6.26           4.95
3-month LIBOR                       3.78           6.54           5.42
3-month Treasury                    3.47           5.98           4.76
2-year Treasury                     3.81           6.20           5.42
FNMA 30-year                        7.40           8.14           7.66
----------------------------------------------------------------------

         As further discussed in the Risk Management section, the Corporation has a comprehensive set of policies and procedures that are utilized to monitor and control the risk associated with the composition and repricing of its earning assets and interest-bearing liabilities and to assist management in maintaining stability in the net interest margin under varying interest rate environments.

         Net interest income for the year ended December 31, 2001 reached $1,077.0 million, an increase of $94.2 million or 10% when compared with $982.8 million reported in 2000. In 1999, net interest income amounted to $953.7 million.

         Table D presents the different components of the Corporation's net interest income segregated by major categories of earning assets and interest-bearing liabilities. Some of the assets, mostly investment in obligations of the U.S. Government agencies and the Puerto Rico Commonwealth and its agencies, generate interest which is exempt for income tax purposes principally in Puerto Rico. Therefore, to facilitate the comparison of all interest data related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates. Non-accrual loans have been included in the respective average loans categories. Average outstanding securities balances are based upon amortized cost


                                6 POPULAR, INC.

excluding any unrealized gains or losses on securities available-for-sale.

         The taxable equivalent adjustment amounted to $84.7 million in the year 2001 compared with $69.5 million in 2000 and $81.7 million in 1999. The increase in the adjustment from 2000 is related to a lower interest expense disallowance required by the Internal Revenue Code of Puerto Rico, partially offset by lower exempt interest income. The decrease in the interest expense disallowance is directly associated to the 96 basis points decrease in the cost of interest bearing liabilities due to the 2001 lower interest rate scenario. The taxable equivalent adjustment declined from 1999 to 2000 mostly due to a significant increase in the interest expense disallowance resulting from an increase of 69 basis points in the average cost of interest bearing liabilities compared with an increase of six basis points in the yield of investment securities.

         The increase of $109.4 million in net interest income from 2000 to 2001, on a taxable equivalent basis, was the effect of positive variances of $49.1 million due to a higher volume of average earning assets and $60.3 million due to a higher net interest margin. From 1999 to 2000, net interest income on a taxable equivalent basis increased by $16.8 million, resulting from a favorable variance of $64.3 million due to higher average volume of earning assets over interest bearing liabilities, partially offset by a negative variance of $47.5 million due to a lower net interest margin.

         Average earning assets reached $26.4 billion in 2001, a 6% increase from $24.9 billion in the year 2000. The principal growth was attained in mortgage loans, which accounted for 72% of the total increase in average earning assets and 89% of the rise in average loans. Mortgage loan originations were benefited from the lower rate scenario, which promoted customer refinancing and borrowing. The yield on average loans decreased by 91 basis points principally related to the lower yield on commercial loans due to the floating rate characteristics of a portion of the Corporation's portfolio and the origination of new loans in a lower rate environment. As of December 31, 2001 approximately 49% of the commercial and construction loan portfolios have floating or adjustable rates.

         Average investment securities increased by $225 million. The average yield on investment securities, on a taxable equivalent basis, declined to 6.74% in 2001 from 6.85% reported in 2000. The yield on money market investments had a negative variance of 157 basis points, declining from 6.68% in 2000 to 5.11% in 2001. As a result of their short term nature, these investments were directly impacted by the interest rate declines during 2001.

         The average yield on earning assets for 2001 had the same outcome as its components described above, descending by 66 basis points to 8.26% when compared to 8.92% reported in 2000.

         Average interest bearing deposits, which grew $1.0 billion from 2000, were the Corporation's principal funding source for the $1.5 billion rise in average earning assets. The increase is attributed mostly to higher average time deposits, which rose $698 million since 2000. Within this category, brokered deposits increased by $368 million, from an average of $287 million in 2000. Average savings, NOW and money market deposits also increased by 6% or $348 million from 2000. See Table L for a complete detail of average deposits by category. The average cost of interest bearing deposits decreased 47 basis points when compared with 2000, also associated to the declining interest rate scenario that prevailed during the year 2001.

         Average short-term borrowings, which are mostly comprised of Fed funds, repurchase agreements and commercial paper, decreased by $645 million or 8% in 2001 from 2000, while longer-term borrowings increased by $775 million or 41% when compared with the previous year. The increase in long term debt, which is debt with an original maturity of more than one year, was principally due to the issuance of medium term notes and secured borrowings arising in securitization transactions.

         The net interest margin of the Corporation on a taxable equivalent basis increased to 4.40% in 2001, 17 basis points higher than the 4.23% reported in 2000. The Federal Reserve monetary policy positively impacted the net interest margin of the Corporation, due to its liability sensitive structure at the beginning of the year 2001, in which the borrowings and deposits repriced at a faster pace than the earning assets.

         The expectations of improvements in economic activity are still uncertain, but the economy has shown some signs of stabilization. As further explained in the Market Risk section, the Corporation constantly monitors its balance sheet structure and the repricing characteristics of its assets and liabilities to minimize significant changes in its net interest income.

         As shown in Table D, net interest income, on a taxable equivalent basis, amounted to $1.05 billion in 2000, up $16.8 million from 1999. This increase was attributable to a higher level of average earning assets in 2000, partially offset by a lower net interest margin. Investment securities, as well as commercial and mortgage loans, were the primary contributors to the growth in earning assets in 2000. The net interest margin on a taxable equivalent basis decreased by 42 basis points from 4.65% in 1999 to 4.23% in 2000. This decline was a result of higher funding costs caused by rapidly rising interest rates during mid-1999 and 2000. Since the Corporation had a liability sensitive structure in 2000, as interest rates rose, its borrowings and deposits repriced at a faster pace than its earning assets, thus resulting in a margin compression in 2000 and a narrow net interest spread.

PROVISION FOR LOAN LOSSES

         The provision for loan losses reflects management's assessment of the adequacy of the allowance for loan losses to cover potential losses inherent in the loan portfolio after taking into account loan impairment and net charge-offs for the current period. The provision for loan losses was $213.2 million for the year ended December 31, 2001, an increase of $18.6 million or 10% from $194.6 million in 2000. The provision for loan losses amounted to $148.9 million in 1999. The increase in the provision for loan losses since 2000 was mostly associated with the growth in the loan portfolio, current economic conditions and a rise in non-performing assets.

         Refer to the Credit Risk Management and Loan Quality section for a more detailed analysis of the allowance for loan losses, net chargeoffs, and credit quality statistics.

OPERATING  INCOME

         Operating income, excluding securities, trading and derivatives transactions, totaled $487.5 million for the year 2001, an increase of $36.6 million or 8% compared with $450.9 million in 2000. In 1999, operating income totaled $373.9 million. Refer to Table E for a breakdown of operating income by major categories. These revenues


                              7 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


TABLE D

NET INTEREST INCOME - TAXABLE EQUIVALENT BASIS

                                                     YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                                               (In thousands)

                                                                                                                     Variance
       Average Volume            Average Yields                                   Interest                        Attributable to

 2001      2000   Variance   2001    2000  Variance                           2001        2000      Variance     Rate       Volume
---------------------------------------------------                       --------------------------------------------------------
                                                     Money market
$   932  $   933  $    (1)   5.11%   6.68%  (1.57)%    investments        $   47,610  $   62,356   $(14,746)  $ (14,562)  $   (184)
                                                     Investment
  8,170    7,945      225    6.74    6.85   (0.11)     securities            550,250     544,608      5,642      (8,730)    14,372
    267      213       54    5.75    7.33   (1.58)   Trading securities       15,358      15,624       (266)     (3,749)     3,483
---------------------------------------------------                       --------------------------------------------------------
  9,369    9,091      278    6.55    6.85   (0.30)                           613,218     622,588     (9,370)    (27,041)    17,671
---------------------------------------------------                       --------------------------------------------------------
                                                     Loans:
                                                       Commercial and
  7,471    7,216      255    8.11    9.66   (1.55)       construction        606,227     696,903    (90,676)   (114,574)    23,898
    843      770       73   11.62   11.80   (0.18)     Leasing                97,951      90,906      7,045      (1,456)     8,501
  5,507    4,405    1,102    8.12    8.27   (0.15)     Mortgage              447,197     364,269     82,928      (6,662)    89,590
  3,224    3,411     (187)  12.90   13.05   (0.15)     Consumer              416,007     445,038    (29,031)     (1,923)   (27,108)
---------------------------------------------------                       --------------------------------------------------------
 17,045   15,802    1,243    9.20   10.11   (0.91)                         1,567,382   1,597,116    (29,734)   (124,615)    94,881
---------------------------------------------------                       --------------------------------------------------------
                                                     Total earning
$26,414  $24,893  $ 1,521    8.26%   8.92%  (0.66)%    assets             $2,180,600  $2,219,704   $(39,104)  $(151,656)  $112,552
===================================================                       ========================================================
                                                     Interest bearing
                                                       deposits:
                                                       NOW and money
$ 2,102  $ 1,811  $   291    3.08%   3.60%  (0.52)       market           $   64,637  $   65,195   $   (558)  $ (10,196)  $  9,638
  4,170    4,113       57    2.79    2.89   (0.10)     Savings               116,226     118,823     (2,597)     (5,024)     2,427
  6,247    5,549      698    5.40    6.22   (0.82)     Time deposits         337,305     345,355     (8,050)    (45,652)    37,602
---------------------------------------------------                       --------------------------------------------------------
 12,519   11,473    1,046    4.14    4.61   (0.47)                           518,168     529,373    (11,205)    (60,872)    49,667
---------------------------------------------------                       --------------------------------------------------------
                                                     Short-term
  7,136    7,781     (645)   4.62    6.53   (1.91)     borrowings            329,648     508,029   (178,381)   (143,245)   (35,136)
                                                     Medium and long-
  2,669    1,894      775    6.41    6.87   (0.46)     term debt             171,061     129,994     41,067      (7,835)    48,902
---------------------------------------------------                       --------------------------------------------------------
                                                     Total interest
                                                       bearing
 22,324   21,148    1,176    4.56    5.52   (0.96)     liabilities         1,018,877   1,167,396   (148,519)   (211,952)    63,433

  3,057    3,035       22                            Demand deposits
                                                     Other sources
  1,033      710      323                              of funds
---------------------------------------------------
$26,414  $24,893   $1,521    3.86%   4.69%  (0.83)%
===================================================
                                                     Net interest margin
                                                       and net interest
                                                       income on a
                                                       taxable
                             4.40%   4.23%   0.17%     equivalent basis    1,161,723    1,052,308   109,415     $60,296    $49,119
                             ======================                                                            ===================

                             3.70%   3.40%   0.30%   Net interest spread
                             ======================
                                                     Taxable equivalent
                                                       adjustment             84,738       69,547    15,191
                                                                          ---------------------------------
                                                     Net interest income  $1,076,985     $982,761   $94,224
                                                                          =================================

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.
-------------------------------------------------------------------------------

as a percentage of average assets represented 1.74% in 2001 compared with 1.70% in 2000 and 1.57% in 1999. The ratio of operating income to operating expenses for the year 2001 was 52.98%, compared with 51.44% in 2000 and 44.64% in 1999.

         Service charges on deposit accounts, which represent an important and stable source of income for the Corporation, increased $21.5 million or 17% from 2000, reaching $147 million in 2001. This rise is mostly related to commercial accounts, particularly commercial accounts analysis fees, which have been favorably impacted by a lower earnings credit on compensatory balances and higher transaction volume. Also, the increase relates to certain external payments and lockbox fees, previously accounted for in the category of other fees, which beginning in 2001 are being included within commercial account analysis for certain commercial customers. The growth in service charges is also related to fees on deposit accounts implemented during the latter part of 2000, including charges for daily and electronic transaction overdrafts, and to certain ATM usage fees, which commenced in mid-2001. As a percentage of average deposits, service charges were 0.94% in 2001, 0.87% in 2000 and 0.86% in 1999.

         Other service fees were $236.5 million in 2001, an increase of $20.5 million or 9% from 2000. This increase was mostly attributed to higher insurance agency commissions, processing and debit card fees, check cashing fees, and investment banking fees. Insurance fees rose $9.3 million or 99% from 2000, mostly associated with


                                8 POPULAR, INC.

                                                     YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                                               (In thousands)

                                                                                                                     Variance
       Average Volume            Average Yields                                   Interest                        Attributable to

 2000      1999   Variance  2000    1999  Variance                           2000        1999      Variance     Rate       Volume
--------------------------------------------------                       ---------------------------------------------------------

                                                    Money market
$   933  $   681  $  252     6.68%   4.91%  1.77%     investments        $   62,356  $   33,434   $ 28,922   $ 14,565    $ 14,357
                                                    Investment
  7,945    7,349     596     6.85    6.79   0.06      securities            544,608     499,046     45,562      1,660      43,902
    213      314    (101)    7.33    6.56   0.77    Trading securities       15,624      20,584     (4,960)     2,218      (7,178)
--------------------------------------------------                       --------------------------------------------------------
  9,091    8,344     747     6.85    6.63   0.22                            622,588     553,064     69,524     18,443      51,081
--------------------------------------------------                       --------------------------------------------------------
                                                    Loans:
                                                      Commercial and
  7,216    6,378     838     9.66    9.13   0.53        construction        696,903     582,148    114,755     35,149      79,606
    770      690      80    11.80   12.56  (0.76)     Leasing                90,906      86,714      4,192     (5,429)      9,621
  4,405    3,605     800     8.27    8.04   0.23      Mortgage              364,269     289,757     74,512      9,287      65,225
  3,411    3,228     183    13.05   13.06  (0.01)     Consumer              445,038     421,711     23,327      1,785      21,542
--------------------------------------------------                       --------------------------------------------------------
 15,802   13,901   1,901    10.11    9.93   0.18                          1,597,116   1,380,330    216,786     40,792     175,994
--------------------------------------------------                       --------------------------------------------------------
$24,893  $22,245  $2,648     8.92%   8.69%  0.23%                        $2,219,704  $1,933,394   $286,310   $ 59,235    $227,075
==================================================                       ========================================================
                                                    Interest bearing
                                                      deposits:
                                                      NOW and money
 $1,811   $1,746     $65     3.60%   3.08%  0.52%       market           $   65,195     $53,687   $ 11,508   $  9,144    $  2,364
  4,113    4,132     (19)    2.89    2.91  (0.02)     Savings               118,823     120,259     (1,436)    (1,612)        176
  5,549    4,874     675     6.22    5.71   0.51      Time deposits         345,355     278,269     67,086     20,224      46,862
--------------------------------------------------                       ---------------------------------------------------------
 11,473   10,752     721     4.61    4.21   0.40                            529,373     452,215     77,158     27,756      49,402
--------------------------------------------------                       ---------------------------------------------------------
                                                    Short-term
  7,781    5,993   1,788     6.53    5.30   1.23      borrowings            508,029     317,646    190,383     81,120     109,263
                                                    Medium and long-
  1,894    1,833      61     6.87    6.99  (0.12)     term debt             129,994     128,071      1,923     (2,135)      4,058
--------------------------------------------------                       ---------------------------------------------------------
                                                    Total interest
                                                      bearing
 21,148   18,578   2,570     5.52    4.83   0.69      liabilities         1,167,396     897,932    269,464     106,741     162,723

  3,035    3,039      (4)                           Demand deposits
                                                    Other sources
    710      628      82                              of funds
--------------------------------------------------
$24,893  $22,245  $2,648     4.69%   4.04%  0.65%
==================================================

                                                    Net interest
                                                      margin and net
                                                      interest income
                                                      on a taxable
                             4.23%   4.65% (0.42)%    equivalent basis    1,052,308   1,035,462     16,846  $(47,506)     $ 64,352
                            ======================                                                          =======================
                                                    Net interest
                             3.40%   3.86% (0.46)%    spread
                            ======================
                                                    Taxable equivalent
                                                      adjustment             69,547      81,724    (12,177)
                                                                         ----------------------------------
                                                    Net interest
                                                      income             $  982,761  $  953,738   $ 29,023
                                                                         ==================================

-------------------------------------------------------------------------------

commissions generated by Popular Insurance, which began operations in the third quarter of 2000. Processing and debit card fees increased $15.6 million or 26% compared with 2000, mainly due to higher volume of transactions, the continued growth of the point-of-sale (POS) terminals and automated teller machines network and higher transactional volume. Average debit card transactions processed by the Corporation's subsidiaries in Puerto Rico increased to 7,352,000 for the year ended December 31, 2001, from 6,085,000 a year earlier. The number of POS terminals installed by BPPR increased 13.5% to 29,269 on December 31, 2001. Check cashing fees rose $3.7 million driven by the continuous expansion of Popular Cash Express, the Corporation's retail financial services subsidiary on the United States. The increase in fees of $4.3 million related to the sale and administration of investment products was driven by the performance of both the institutional and retail divisions of Popular Securities. Notwithstanding, the rise in other service fees was partially offset by a decrease in credit card fees and discounts of $4.9 million or 8%, attributed to lower fees as a result of the sale of the U.S. credit card operations in 2000. These operations contributed with approximately $13 million in service fees during 2000. The decline in credit card fees and discounts was partially offset by higher credit card activity in Puerto Rico. Also, other fees declined by $7.3 million mainly due to the reclassification of external payment fees and lock box fees to service charges on deposit accounts, as previously explained.


                              9 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


TABLE E

Operating Income

                                                                         YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Five-Year
(Dollars in thousands)                        2001           2000           1999           1998           1997         C.G.R.(*)
--------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts         $146,994       $125,519       $118,187       $103,732       $ 94,141        11.36%
--------------------------------------------------------------------------------------------------------------------------------
Other service fees:
  Credit card fees and discounts              55,776         60,652         49,233         36,038         29,437        18.63
  Processing fees                             37,518         28,528          8,312             --             --           --
  Debit card fees                             37,156         30,513         22,785         17,702         15,768        28.93
  Sale and administration of
       investment products                    21,633         17,298         17,452         11,890          9,557        32.07
  Insurance fees                              18,718          9,385          6,903          8,690          9,537        18.67
  Check cashing fees                          18,187         14,505         11,999          2,631            414       106.70
  Mortgage servicing fees, net of
     amortization                             12,183         12,561         11,300          9,131          9,129        10.09
  Trust fees                                   9,548          9,481          9,928          8,873          6,799         9.11
  Other fees                                  25,756         33,072         31,815         21,620         18,009        10.87
--------------------------------------------------------------------------------------------------------------------------------
         Total other service fees            236,475        215,995        169,727        116,575         98,650        25.14
--------------------------------------------------------------------------------------------------------------------------------
Other operating income:
  Other income                                58,396         69,681         51,056         35,317         25,290        15.60
  Gain on sale of loans                       45,633         39,673         34,890         23,036         23,315        32.77
--------------------------------------------------------------------------------------------------------------------------------
         Total other operating income        104,029        109,354         85,946         58,353         48,605        21.46
--------------------------------------------------------------------------------------------------------------------------------
Total operating income                      $487,498       $450,868       $373,860       $278,660       $241,396        19.24%
================================================================================================================================
Operating income to average assets              1.74%          1.70%          1.57%          1.36%          1.31%
Operating income to operating expenses         52.98          51.44          44.64          38.68          37.90
================================================================================================================================

Note: For purposes of this management discussion and analysis, operating income excludes securities, trading and derivative gains / losses.
(*)      C.G.R. is defined as compound growth rate.
-------------------------------------------------------------------------------

         Other income amounted to $104.0 million in 2001, a decrease of $5.3 million compared with 2000. The decline was mostly the result of pretax gains realized in 2000 on the sales of the Corporation's U.S. credit card operations and of the ownership in Banco Fiduciario (BF), which combined resulted in pre-tax gains of $9.3 million. These decreases were partially offset by higher gain on sales of loans. As a result of changes in the interest rate environment and an aggressive marketing campaign, the Corporation experienced an increase in mortgages funded and sold.

         As shown in Table E, in 2000, operating income, excluding securities and trading gains increased $77.0 million, or 21% from 1999, reaching $450.9 million in 2000. Service charges on deposit accounts totaled $125.5 million in 2000, an increase of 6% from the $118.2 million reported in 1999. The rise was primarily the result of higher activity on commercial accounts and new account and transactional charges. Other service fees were $216.0 million or 27% higher than in 1999. Most categories exhibited growth in 2000, with the largest increases recorded in processing fees, since the acquisition of GM Group was completed in mid-1999, credit card fees and discounts and debit card fees. In overall, the growth in other service fees was derived from higher customer activity, business expansion and continued growth of the Corporation's electronic delivery capabilities. In addition, other operating income rose $23.4 million or 27% from 1999, partly due to higher gain on sale of loans, higher revenues derived from system consulting services and sale of equipment, and higher fees generated by the Corporation's investment in Telecomunicaciones de Puerto Rico, Inc. (TELPRI). Also, contributing to the rise were the gains realized on the sales of the credit card operations in the U.S. mainland and the ownership interest in BF, as previously mentioned.

SECURITIES AND TRADING GAINS/LOSSES

In 2001, gains on the sale of investment securities available-for-sale amounted to $27 thousand, reflecting a decline of $11.2 million compared with 2000. The decrease was mainly attributed to a $13.4 million pre-tax gain recognized during the year 2000 in the conversion of preferred stock of a financial corporation in Puerto Rico to common stock of the same entity. In 1999, gains on sale of investment securities totaled $0.6 million. Trading losses amounted to $1.8 million in 2001, compared with trading gains of $2.0 million the previous year. In 1999, the Corporation had $1.6 million in trading losses.

DERIVATIVES

Effective January 1, 2001, the Corporation adopted SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities," as amended, which establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition


                               10 POPULAR, INC.

of all derivatives as either assets or liabilities in the statement of financial condition and measurement of those instruments at fair value. In accordance with the transition provisions of SFAS No. 133, the Corporation recorded a $686 thousand net-of-tax cumulative effect adjustment in earnings as of January 1(st), 2001. In addition, the Corporation recorded a $254 thousand net-of-tax cumulative effect adjustment in other comprehensive income as of January 1(st), 2001.

         During 2001, the Corporation recognized a derivative loss of $20.2 million primarily attributed to the changes in fair value of interest rate swaps that the Corporation uses to convert floating rate debt to fixed rate debt in order to cap the future cost of short-term borrowings. These swaps did not qualify as hedges in accordance with SFAS No. 133 and therefore changes in the fair value of these derivatives are recorded in the statement of income. Since the Corporation pays a fixed rate, as interest rates fall so does the fair value of these swaps. Refer to the Market Risk section of this report and
Note 29 to the consolidated financial statements for further information on the Corporation's derivative activities.

OPERATING EXPENSES

Operating expenses totaled $920.1 million in 2001, representing an increase of $43.7 million or 5% compared with $876.4 million in 2000. As a percentage of average assets, operating expenses decreased to 3.29% in 2001, compared with 3.30% in 2000 and 3.52% in 1999. The Corporation's efficiency ratio declined from 61.54% in 2000 to 58.81% in 2001. Table F presents a detail of operating expenses and various related ratios for the last five years.

         Personnel costs, the largest category of operating expenses, amounted to $425.1 million in 2001, an increase of $31.0 million or 8% when compared with 2000. The increase was mostly due to annual merit increases, higher headcount, pension and health insurance costs, among other fringe benefits. Also, incentives and commissions rose based on performance and business production at various subsidiaries. At December 31, 2001 full-time equivalent employees totaled 11,334, an increase of 683 employees from the 10,651 employees at December 31, 2000. The ratio of assets per employee rose to $2.71 million in 2001 from $2.63 million in 2000, while personnel costs as a percentage of average assets increased to 1.52% in 2001 from 1.48% in 2000. Partially offsetting the rise in personnel costs was a lower profit sharing expense due to a lower return on equity at BPPR.

   Operating expenses, excluding personnel costs, amounted to $495.0 million for the year ended December 31, 2001, an increase of $12.7 million or 3% when compared with $482.3 million in 2000. Other taxes increased $4.6 million when compared with the previous year, mostly attributed to higher municipal taxes. Net occupancy expenses rose $4.4 million, associated with the Corporation's business growth. The increase in business promotion of $4.0 million was mainly associated to higher advertising, public relations and direct mailing expenses, reflecting an aggressive mortgage loan campaign in Puerto Rico, and marketing efforts directed to the credit card program in Puerto Rico, among others. Professional fees increased $2.8 million from 2000, primarily due to higher attorneys' fees. Communication costs rose due in part to higher expenses associated with the ATM and POS infrastructure and Internet efforts. Other expenses associated with credit card and ATM transactions were also higher due to an increase in the volume of these transactions. Partially offsetting these rises was lower amortization of intangibles by $7.1 million due to the full amortization at the end of 2000 of the core deposits intangibles recorded on the merger with BanPonce Corporation in 1990, as well as lower printing and supplies expenses.

         Total operating expenses increased $39.0 million or 5% from 1999 to 2000. Personnel costs increased $7.5 million or 2% over the amounts reported in 1999, mainly due to higher salaries resulting mostly from annual merit increases and business expansion, offset by lower pension, profit sharing and other fringe benefits. The ratio of personnel costs to average assets declined from 1.62% in 1999 to 1.48% in 2000, while assets per employee rose from $2.21 million in 1999 to $2.63 million in 2000. The improvement was partially the result of a reduction in headcount in the latter part of the year due to the sale of the U.S. credit cards and BF's operations. Other operating expenses, excluding personnel costs, were $482.3 million in 2000 compared with $450.8 million in 1999. These increases were mostly to support the growth in business activity and to enhance the Corporation's electronic delivery capabilities, among other main factors. Also, the rise reflected the impact of the operations acquired during 2000 and the second half of 1999.

INCOME TAX EXPENSE

Income tax expense for the year ended December 31, 2001, was $105.3 million compared with $100.8 million in 2000 and $85.1 million in 1999. The increase in 2001 was primarily due to higher pretax earnings for the current year, partially offset by higher benefits from net tax-exempt interest income.

         The Corporation was favorably impacted by a reduction in the capital gains tax rate applicable to assets located in Puerto Rico. The rates were reduced from 25.0% to 12.5% upon the enactment of a change in the tax code in Puerto Rico. The new rate is effective for transactions occurring from January 1(st), 2001 and thereafter. Consequently, the Corporation reversed $1.7 million in deferred taxes related to capital assets during 2001.

         The effective tax rate decreased from 26.8% in 2000 to 25.7% in 2001, mostly as a result of higher net tax-exempt interest income. The disallowance of interest expense attributed to tax-exempt investments in Puerto Rico decreased due to lower cost of funds. The difference between the effective tax rates and the maximum statutory tax rate for the Corporation, which is 39%, is primarily due to the interest income earned on certain investments and loans which is exempt from Puerto Rico income tax, net of the disallowance of related expenses attributable to the exempt income.

         In 2000, income tax expense was $100.8 million, an increase of $15.7 million or 18%, compared with $85.1 million in 1999. The effective tax rate was 25.0% in 1999. The rise was mostly as a result of higher taxable income at the U.S. banking operations, associated with the gain on the sale of the credit card operations. Also, the disallowance of interest expense attributed to tax-exempt investments in Puerto Rico increased due to higher cost of funds. Refer to Note 26 to the consolidated financial statements for additional information on income taxes.

FOURTH QUARTER RESULTS

Net income for the last quarter of 2001 was $75.6 million, or $0.54 per common share, compared with $75.5 million, or $0.54 per common share, for the same quarter of 2000. The results for the fourth quarter


                             11  ANNUAL REPORT 2001

GROWING WITH GENERATIONS


TABLE F

Operating Expenses

                                                                       Year ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Five-Year
(Dollars in thousands)                      2001           2000           1999           1998           1997          C.G.R.
-----------------------------------------------------------------------------------------------------------------------------
Salaries                                  $321,386       $306,529       $289,995       $247,590       $211,741        11.57%
Pension and other benefits                  87,505         68,734         72,820         67,743         69,468         6.25
Profit sharing                              16,251         18,913         23,881         22,067         25,684        (6.46)
-----------------------------------------------------------------------------------------------------------------------------
  Total personnel costs                    425,142        394,176        386,696        337,400        306,893         9.24
-----------------------------------------------------------------------------------------------------------------------------
Equipment expenses                          97,383         98,022         88,334         75,302         66,446        11.23
Net occupancy expense                       72,100         67,720         60,814         48,607         39,617        14.34
Professional fees                           67,663         64,851         67,955         58,087         46,767        12.86
Business promotion                          50,783         46,791         45,938         39,376         33,569        14.13
Communications                              48,883         45,689         43,146         36,941         33,325        13.05
Other taxes                                 38,756         34,125         33,290         32,191         30,283        10.79
Amortization of intangibles                 27,438         34,558         31,788         27,860         22,874         8.73
Printing and supplies                       17,804         20,828         20,709         17,604         15,539         8.28
Other operating expenses:
  Transportation and travel                 10,960         10,112         10,426          7,968          7,186        13.37
  FDIC assessment                            2,750          2,846          1,782          1,497          1,499        12.24
  All other(*)                              60,475         56,715         46,604         37,521         32,922        20.00
-----------------------------------------------------------------------------------------------------------------------------
      Subtotal                             494,995        482,257        450,786        382,954        330,027        13.00
-----------------------------------------------------------------------------------------------------------------------------
      Total                               $920,137       $876,433       $837,482       $720,354       $636,920        11.17%
=============================================================================================================================
Efficiency ratio                             58.81%         61.54%         63.08%         62.55%       62.12%
Personnel costs to average assets             1.52           1.48           1.62           1.65         1.67
Operating expenses to average assets          3.29           3.30           3.52           3.53         3.46
Assets per employee (in millions)         $   2.71       $   2.63       $   2.21       $   2.20       $ 2.18
=============================================================================================================================

(*) Includes credit card interchange and processing expenses, insurance, sundry losses, and other real estate expenses, among others.
-------------------------------------------------------------------------------

of 2001 resulted in an annualized return on assets of 1.03% and an annualized return on common equity of 14.08%, compared with 1.09% and 15.72%, respectively, for the same period in 2000.

         The net interest margin, on a taxable equivalent basis, increased to 4.47% for the quarter ended December 31, 2001, from 4.06% in the same period of 2000. The rise of 17% in net interest income, on a taxable equivalent basis, over the fourth quarter of 2000 was mostly attributed to lower cost of funds, partially offset by a lower yield in earning assets. The reduction in cost of funds was due to the lower interest rate scenario during 2001. The cost of interest bearing liabilities dropped by 183 basis points when compared with the quarter ended on December 31, 2000. The yield on earning assets on a taxable equivalent basis for 2001 was 7.68%, compared with 8.85% in 2000. Most of the decrease in yield was experienced in the loan portfolio, where the lower rate scenario resulted in a decline of 135 basis points, mostly in commercial loans. The rise in net interest income also reflected the growth of $1.5 billion in the average volume of earning assets, primarily a $1.4 billion increase in average mortgage loans. The increase in the volume of earning assets was funded mostly through a higher amount of interest bearing deposits.

         The provision for loan losses rose to $58.5 million for the quarter ended December 31, 2001, from $46.2 million in the fourth quarter of 2000. The increase was related to higher non-performing assets and to the deteriorating economic conditions in the latter part of 2001. Net charge-offs for the quarter ended December 31, 2001, were $48.9 million or 1.10% of average loans, compared with $50.9 million or 1.25% for the same period in 2000. The higher ratio in 2000 was partly due to the adoption of the Revised Uniform Retail Credit Classification and Account Management Policy, which resulted in the acceleration of $10.2 million in charge-offs in the fourth quarter of 2000.

         Operating income, excluding securities, trading and derivative transactions, amounted to $127.2 million for the quarter ended December 31, 2001, compared with $121.2 million for the same quarter in 2000, an increase of $6.0 million or 5%. The growth in operating income was led by an increase of $6.6 million in service charges on deposit accounts and $5.0 million in other service fees, partially offset by lower other operating income of $5.6 million. Service charges on deposit accounts increased due to higher activity on commercial deposit accounts and new account charges. The rise in other service fees was associated to higher credit card fees and discounts, processing, investment product sales commissions and check cashing fees, as well as insurance agency commissions. Other operating income declined mostly due to lower gain on sale of loans.


                               12 POPULAR, INC.

         Gain on sale of securities for the fourth quarter in 2001 amounted to $0.6 million, compared with losses of $2.5 million in the same quarter of 2000. Derivative losses for the fourth quarter in 2001 amounted to $13.1 million, resulting mostly from the mark-to-market of the Corporation's interest rate swaps as required by SFAS No. 133.

         Operating expenses for the quarter ended December 31, 2001 increased $27.9 million or 13% compared with $210.3 million in the same quarter a year earlier. This rise was principally in personnel costs, which rose $13.5 million or 15%, primarily due to higher salaries, pension costs and incentive compensation. The remaining categories of operating expenses rose $14.4 million or 12%, reflecting higher expenses largely in professional fees, business promotion, operating taxes and other general operating expenses. Partially offsetting the rise in operating expenses was a decrease in the amortization of intangibles. Income tax expense declined $9.9 million in the fourth quarter of 2001 compared with the same period in the prior year due in part to lower pre-tax income, higher exempt interest income and the deferred tax related to the derivative loss.

STATEMENT OF CONDITION ANALYSIS

The Corporation's total assets as of December 31, 2001 reached $30.7 billion, an increase of $2.7 billion or 10% compared with $28.0 billion a year earlier. Total assets were $25.5 billion at the end of 1999.

         Average total assets for 2001 amounted to $28.0 billion compared with $26.6 billion in 2000. The 5% increase in average total assets during 2001 was primarily due to growth in earning assets. The proportion of interest-earning assets to total assets measures the effectiveness of management's efforts to invest available funds into more profitable assets. In 2001, average interest-earning assets were 94.5% of total average assets compared with 93.7% in 2000.

ASSETS

The Corporation's earning assets at December 31, 2001 increased to $29.1 billion, from $26.3 billion at December 31, 2000 and $23.8 billion at the same date in 1999.

         Money market investments, investment securities and trading securities amounted to $11.0 billion at December 31, 2001, representing an increase of $688 million when compared with $10.3 billion at December 31, 2000. The rise was mainly reflected in investment securities, which totaled $9.9 billion at December 31, 2001, an increase of $816 million or 9% higher than the $9.1 billion reported a year earlier. The growth resulted mostly from investment opportunities undertaken, mostly through collaterized mortgage obligations and securities of U.S. Government agencies.

         As shown in Table G, the Corporation continued to experience growth in its loan portfolio during 2001. Total loans increased $2.1 billion or 13% from December 31, 2000. Mortgage and commercial loans, including construction loans, accounted for the largest growth in the portfolio, rising $1.9 billion and $407 million, respectively. The rise in the mortgage loan portfolio was principally due to the impact of the reduction in interest rates that prevailed during 2001, which resulted in a higher demand for mortgage loans, including refinancing activities. The growth in the commercial loan portfolio resulted mainly from the continued marketing efforts towards the retail and middle market, including franchise loans, among others.

         Consumer loans, which include personal, auto and boat, credit cards and reserve lines, decreased by $192 million or 6% since the end of 2000. Personal loans, the largest category of consumer loans with 50%, decreased $158 million or 9% from 2000, totaling $1.6 billion as of December 31, 2001. The decrease was partly related to the high volume of refinancing activity of mortgage loans, which are utilized in many cases to prepay personal loans. Also, it was due to the Corporation's tightening credit criteria for granting unsecured loans.

         Credit card loans, which represented 24% of the consumer loan portfolio as of December 31, 2001, increased $4 million since the end of 2000. The credit card portfolio reflected moderate growth in part due to the sharp slowdown registered in the U.S. economy after the terrorist attacks of September 11(th)and increased competition. The recessionary environment had a direct hit in retail sales. Auto and boat secured loans represented about 22% of the consumer loan portfolio, while revolving lines of credit represented 4% at December 31, 2001. These two categories combined decreased by $37.9 million since December 31, 2000.

         The leasing portfolio increased $42.4 million or 5% from 2000. The Corporation's leasing subsidiary in the United States contributed with $28.9 million of the rise, while the leasing subsidiary in Puerto Rico contributed with $23.9 million. These increases were partially offset by other reductions in the leasing portfolio at the banking subsidiaries.

         Other assets were $452 million at December 31, 2001, an increase of $85 million or 23% compared with December 31, 2000. This growth was mostly associated to the equity investments in Centro Financiero BHD, S.A. and Coqui.com. Also, it was due to the recording of the fair value of certain derivatives based on the provisions of SFAS No. 133, mostly related to interest rate caps and swaptions entered into by the Corporation.

         Intangible assets totaled $259 million at December 31, 2001, a decrease of $23 million from $282 million at December 31, 2000. This decrease is mainly due to the annual amortization of intangibles. Total intangibles consisted of $178 million in goodwill, $37 million in core deposits intangibles, $43 million in mortgage servicing rights and $1 million in other intangibles. At the end of 2000 goodwill totaled $194 million, core deposits intangibles were $46 million, mortgage servicing rights were $39 million and other intangibles were $3 million.

DEPOSITS AND OTHER INTEREST BEARING LIABILITIES

Total deposits at December 31, 2001 amounted to $16.4 billion compared with $14.8 billion at December 31, 2000, an increase of $1.6 billion or 11%. Interest bearing deposits increased $1.4 billion or 12%. Non-interest bearing deposits reflected a moderate growth of $172 million or 6% since December 31, 2000. The geographic distribution of the Corporation's total deposits at the end of 2001, included 66.4% in Puerto Rico, 28.8% in the United States and the remaining 4.8% in the Caribbean region, including deposits from BPPR's operations in the U.S. and British Virgin Islands. These same ratios were 67.4%, 27.7%, and 4.9%, respectively, at December 31, 2000.

         Time and savings deposits at December 31, 2001 increased $680 million and $713 million, respectively, when compared with December


                             13  ANNUAL REPORT 2001

GROWING WITH GENERATIONS


TABLE G

Loans Ending Balances

                                                                         As of December 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Five-Year
(Dollars in thousands)                     2001              2000           1999          1998         1997          C.G.R.
------------------------------------------------------------------------------------------------------------------------------
Commercial, industrial and
  agricultural                         $ 7,420,738       $ 7,013,834    $ 6,656,411   $ 5,646,027  $ 4,637,409        14.19%
Construction                               258,453           258,197        247,288       257,786      250,111         5.25
Lease financing                            859,119           816,714        728,644       645,280      581,927        10.73
Mortgage(*)                              6,497,459         4,643,646      3,933,663     3,351,748    2,833,896        20.32
Consumer                                 3,132,782         3,324,694      3,341,748     3,177,954    3,073,264         3.30
------------------------------------------------------------------------------------------------------------------------------
  Total                                $18,168,551       $16,057,085    $14,907,754   $13,078,795  $11,376,607         3.19%
------------------------------------------------------------------------------------------------------------------------------

(*)      Includes loans held-for-sale.
-------------------------------------------------------------------------------

31, 2000. The increase in time deposits was mainly related to an aggressive marketing campaign on the U.S. mainland and to higher activity in brokered CD's. The latter, which are purchased from a broker acting as an agent for depositors increased by $293 million since the end of 2000, reaching $752 million as of December 31, 2001. Savings deposits increased both in retail and commercial deposits, mainly in money market and savings accounts. Demand deposits increased principally in commercial accounts.

         Borrowed funds, including subordinated notes and capital securities increased $803 million, from $10.8 billion at December 31, 2000 to $11.6 billion at the end of 2001. The increase in borrowed funds was used primarily to fund the Corporation's loan growth and investment opportunities.

         Short-term borrowings, including federal funds purchased and securities sold under agreements to repurchase, totaled $7.6 billion at the end of 2001, compared with $9.3 billion in 2000. Effective January 1(st), 2001, the Corporation changed its debt classification criteria and now uses original contractual maturities instead of remaining maturities. Had the Corporation used contractual maturities in 2000, approximately $1.0 billion would have been presented as long-term borrowed funds, mostly in the form of term notes. The decrease in short-term borrowed funds from 2000 is also the result of lower term federal funds purchased.

         Long-term borrowed funds were $4.0 billion as of December 31, 2001, compared with $1.5 billion in 2000. The increase was mostly in the form of term notes, impacted in part by the new classification policy previously mentioned, the issuance of $1.15 billion in medium term notes in October 2001 and $0.6 billion in obligations issued in the asset-backed securities market.

         During fiscal 2001, the Corporation extended the duration of its borrowings to reduce future interest rate risk. The strategies implemented included issuing medium-term notes, asset-backed securities, extending repurchase agreements, raising longer-term time deposits and entering an interest rate swap, where the Corporation pays a fixed rate. As a result of these measures, management believes that the Corporation is better positioned for a rising rate scenario.

         At December 31, 2001, the Corporation had outstanding $301 million in commercial paper. At that date, the Corporation had a committed liquidity facility for the amount of $315 million, which also serves as back-up for the commercial paper program. The facility has never been drawn and management does not anticipate doing so in the future. At the end of 2001, the Corporation had $1.6 billion in approved lines of credit with the Federal Home Loan Bank, of which approximately $0.7 billion remained unused. These FHLB advances are secured by securities and mortgages under a collateral agreement. Other approved short and long term credit facilities are warehouse, repos and fed funds lines, banks notes program, and other. Of these facilities $15.5 billion were approved and $9.3 billion remained unused as of the end of 2001. In addition, BPPR has established a borrowing facility at the discount window of the Federal Reserve Bank of New York. As of fiscal year-end, BPPR had a borrowing capacity at the discount window of approximately $500 million, which remained unused. Refer to Notes 11, 12 and 13 of the consolidated financial statements for further disclosures on the Corporation's borrowings as of the December 31, 2001 and 2000.

         Moreover, on November 13, 2001, a shelf registration was filed with the Securities and Exchange Commission, allowing Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc. to issue medium-term notes, debt securities and preferred stock in an aggregate amount of up to $2 billion. These securities are fully and unconditionally guaranteed by the Corporation. As of December 31, 2001, the Corporation has not issued any securities under this new shelf registration.

STOCKHOLDERS' EQUITY

The Corporation's stockholders' equity at December 31, 2001 was $2.3 billion compared with $2.0 billion at the same date in 2000. In addition to the increase in retained earnings, stockholders' equity rose as a result of an increase of $77 million in accumulated other comprehensive income, mostly due to a favorable change in unrealized gains on securities-available-for-sale.

         Dividends declared on common stock during 2001 totaled $103.5 million, compared with $87.0 million in 2000. Cash dividends declared per common share for 2001 increased to $0.76, or 19% higher than the 2000 cash dividends of $0.64 per common share, and 27% higher than the 1999 cash dividends of $0.60 per common share. The dividend payout ratios for 2001, 2000 and 1999 were 33.10%, 32.47% and 31.56%, respectively.

         The Corporation has a Dividend Reinvestment Plan for its stockholders. This plan offers the stockholders the opportunity to


                               14 POPULAR, INC.

TABLE H

CAPITAL ADEQUACY DATA

                                                                        As of December 31,
----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                      2001             2000               1999             1998              1997
----------------------------------------------------------------------------------------------------------------------------
Risk-based capital:
  Tier I capital                        $ 1,849,305       $ 1,741,004       $ 1,557,096       $ 1,450,187       $ 1,335,391
  Supplementary (Tier II) capital           330,213           321,627           324,519           310,091           263,115
----------------------------------------------------------------------------------------------------------------------------
      Total capital                     $ 2,179,518       $ 2,062,631       $ 1,881,615       $ 1,760,278       $ 1,598,506
============================================================================================================================
Risk-weighted assets:
  Balance sheet items                   $18,087,672       $16,173,005       $14,878,731       $12,955,995       $10,687,847
  Off-balance sheet items                   479,691           496,735           428,780           443,926           287,822
----------------------------------------------------------------------------------------------------------------------------
      Total risk-weighted assets        $18,567,363       $16,669,740       $15,307,511       $13,399,921       $10,975,669
============================================================================================================================
Ratios:
  Tier I capital (minimum
      required - 4.00%)                        9.96%            10.44%            10.17%            10.82%            12.17%
  Total capital (minimum
      required - 8.00%)                       11.74             12.37             12.29             13.14             14.56
  Leverage ratio (minimum
      required - 3.00%)                        6.46              6.40              6.40              6.72              6.86
  Equity to assets                             7.50              7.09              7.19              7.60              7.44
  Tangible equity to assets                    6.60              6.06              6.09              6.50              6.52
  Equity to loans                             12.30             11.93             12.32             13.02             13.00
  Internal capital generation rate             9.19              9.59              9.80             10.06             10.76
============================================================================================================================

-------------------------------------------------------------------------------

automatically reinvest their dividends in shares of common stock at a 5% discount from the average market price at the time of the issuance. During 2001, a total of 356,831 shares, equivalent to $9.7 million in additional capital, were issued under the plan. In 2000, 449,203 shares representing $9.8 million in additional capital were issued under this plan.

         The Corporation had 4 million shares of preferred stock outstanding at December 31, 2001, representing $100 million in equity. Dividends declared on the Corporation's preferred stock amounted to $8.3 million in 2001 and 2000, which represents 8.35% of the liquidation preference value of $25 per share. These preferred shares were redeemed by the Corporation on January 22, 2002, and as of December 31, 2001 were no longer included as Tier I capital in the risk-based capital computations. The redemption payment was $25.6276 per share, consisting of the redemption price of $25.50 per share plus an amount representing accrued and unpaid dividends for the month of January up to, but excluding, the redemption date. The amount paid as dividends plus the price paid in excess of the liquidation preference value will be deducted in 2002 when calculating the net income applicable to common stock in the earnings per share computation.

         Table H presents capital adequacy information for 2001 and the previous four years. The Corporation continues to exceed the well capitalized guidelines under the federal banking regulations. Further information is also presented in Note 19 to the consolidated financial statements.

         The average tangible equity increased to $1.8 billion for the year ended December 31, 2001, from $1.6 billion a year earlier, an increase of $0.2 billion or 15%. Total tangible equity at December 31, 2001 was $2.0 billion compared with $1.7 billion at December 31, 2000. The average tangible equity to average assets ratio for 2001 was 6.60% compared with 6.06% in 2000. Excluding the $100 million in average capital related to the redeemed preferred stock, the average tangible to average assets ratio for 2001 and 2000 would had been 6.24% and 5.67%, respectively.

         Book value per common share was $15.93 at December 31, 2001, compared with $13.92 at year-end 2000. The market value of the Corporation's common stock at the end of 2001 was $29.08 per share compared with $26.31 a year earlier. The total market capitalization was $4.0 billion as of December 31, 2001 compared with $3.6 billion as of the same date a year earlier.

         The Corporation's stock is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbol BPOP. Table I shows the range of market quotations and cash dividends declared for each quarter during the last five years. As of February 28, 2002, the Corporation had 10,860 stockholders of record of its common stock, not including beneficial owners whose shares are held in record names of brokers or other nominees.

         The Corporation has a stock option plan, which permits the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. Any employee or director of the Corporation or any of its subsidiaries is eligible to participate in the plan. During 2001, options for 26,416 common shares were awarded under the plan. Refer to Note 24 to the consolidated financial statements for further information.

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

         The Corporation has specific policies and procedures which structure and delineate the management of risks, particularly those


                             15  ANNUAL REPORT 2001

GROWING WITH GENERATIONS


TABLE I

COMMON STOCK PERFORMANCE


                                                   Cash         Book
                              Market Price       Dividends      Value       Dividend                   Price/     Market/
                        ----------------------   Declared        Per         Payout       Dividend    Earnings     Book
                          High          Low      Per Share      Share        Ratio         Yield*      Ratio       Ratio
--------------------------------------------------------------------------------------------------------------------------
   2001                                                         $15.93       33.10%        2.43%      13.40x      182.60%
4th quarter             $30 1/6       $27 1/3      $0.20
3rd quarter              36 1/4        27 3/7       0.20
2nd quarter              32 15/16      28 4/9       0.20
1st quarter              29 4/9        25 1/4       0.16

    2000                                                         13.92       32.47         2.75       13.36       188.95
4th quarter             $27 7/8       $23 1/2      $0.16
3rd quarter              27 1/16       19 5/8       0.16
2nd quarter              23 9/16       19 1/16      0.16
1st quarter              26 7/8        18 5/8       0.16

    1999                                                         11.51       31.56         1.90       15.18       242.72
4th quarter             $32           $25 7/16     $0.16
3rd quarter              31            25 13/16     0.16
2nd quarter              32 7/8        28 13/16     0.14
1st quarter              37 7/8        30 7/8       0.14

    1998                                                         11.86       28.42         1.55       20.61       286.68
4th quarter             $34           $25 3/8      $0.14
3rd quarter              36 3/4        28           0.14
2nd quarter              36 5/32       29 7/32      0.11
1st quarter              29 11/32      23 1/32      0.11

    1997                                                         10.37       25.19         1.76       16.50       238.78
4th quarter             $27 3/16      $22 7/8       $0.11
3rd quarter              27 15/16      20 9/16       0.11
2nd quarter              21 7/16       16 7/8        0.09
1st quarter              18 3/8        16 17/32      0.09
==========================================================================================================================

* Based on the average high and low market price for the four quarters.
Note: All per share data has been adjusted to reflect the stock split effected in the form of a dividend of one share for each share outstanding on July 1, 1998.
-------------------------------------------------------------------------------

related to interest rate exposure, liquidity and credit, all of which are discussed below.

MARKET RISK

Market risk refers to the impact of changes in interest rates on the Corporation's net interest income, market value of equity and trading operations. It also arises from fluctuations in the value of some foreign currencies against the U.S. dollar. Despite the varied nature of market risks, the primary source of this risk at the Corporation is the impact of changes in interest rates.

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

         The Corporation's Board of Directors (the Board) is responsible for establishing policies regarding the assumption and management of market risk, and delegates their implementation to the Market Risk Committee (the Committee) of Popular, Inc. The Committee's primary goal is to ensure that the market risk assumed by the Corporation remains within the parameters of the Board's policies.

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


                               16 POPULAR, INC.

subsidiaries. It uses simulation analysis and static gap estimates for measuring short-term IRR. Duration analysis is used to quantify the level of long-term IRR assumed, and focuses on the estimated economic value of the Corporation, that is, the difference between the estimated market value of financial assets less the estimated value of financial liabilities.

         Static gap analysis measures the volume of assets and liabilities at a point in time and their repricing during future time periods. The repricing volumes typically include adjustments for anticipated future asset prepayments, and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Table J presents the static gap estimate for the Corporation as of December 31, 2001. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.

         Simulation analysis is another measurement used by the Corporation for short-term IRR, and it addresses some of the deficiencies of gap analysis. It involves estimating the effect on net interest income of one or more future interest rate scenarios as applied to the repricing of the Corporation's current assets and liabilities and the assumption of new balances. The simulation analyses reviewed in the Committee are based on various interest rate scenarios, and include assumptions made related to the prepayment of the Corporation's amortizing loans and securities, and the sensitivity of the Corporation's cost of retail deposits to changes in market rates. The computations do not contemplate actions management could take to respond to changes in interest rates. Computations of the prospective effects of hypothetical interest rate changes should not be relied upon as indicative of actual results. By their nature, these forward-looking statements are only estimates and may be different from what actually occurs in the future. As of December 31, 2001, the difference in projected net interest income under a rising and declining rate scenario, which assumes interest rates change by 150 basis points up and down, within a twelve-month period, was a decrease of $13.4 million and an increase of $11.3 million, respectively, which represented changes of 1.2% and 1.0% in net interest income. These estimated changes are within the policy guidelines established by the Board.

         Duration analysis measures longer-term IRR, in particular the duration of market value of equity. It expresses in general terms the sensitivity of the market value of equity to changes in interest rates. The estimated market value of equity is obtained from the market value of the cash flows from the Corporation's financial assets and liabilities, which are primarily payments of interest and repayments of principal. Thus, the market value of equity incorporates most future cash flows from net interest income, whereas other measures of IRR focus primarily on short-term net interest income. As of December 31, 2001, the estimated duration of the market value of equity of the Corporation was 3.62 years compared with 6.25 years as of the same date a year earlier. The decrease in the duration of equity is related to a shorter duration in the Corporation's loan portfolio due to the current market conditions, which stimulate loan prepayment.

         The duration of the market value of portfolio equity ("MVPE") is a measure of its riskiness. The MVPE is equal to the estimated market value of the Corporation's assets minus the estimated market value of the liabilities. The duration of MVPE is equal to the product of the market value of assets times its duration, minus the product of the market value of liabilities times its duration, divided by the market value of equity. In general, the longer the duration of MVPE, the more sensitive is its market value to changes in interest rates.

         Duration measures the average length of a financial asset or liability. In particular it equals the weighted average maturity of all the cash flows of a financial asset or liability where the weights are equal to the present value of each cash flow. The present value of cash flows occurring in the future is the estimated market value as of a certain date. The sensitivity of the market value of a financial asset or liability to changes in interest rates is primarily a function of its duration. In general terms, the longer the duration of an asset or liability, the greater is the sensitivity of its market value to interest rate changes. Since duration measures the length of a financial asset or liability, it is usually expressed in terms of years or months.

         The Corporation maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Corporation's goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. Derivative instruments that are used, to a limited extent, as part of the Corporation's interest rate risk management strategy include interest rate swaps, interest rate forwards and future contracts, interest rate swaptions, foreign exchange contracts, and interest rate caps, floors and put options embedded in interest rate contracts.

         As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management. The Corporation's derivative activities are monitored by the Committee, which is responsible for approving hedging strategies that are developed through its analysis of data derived from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Corporation's overall interest rate risk management and trading strategies. Refer to Note 29 to the consolidated financial statements for further information on the Corporation's involvement in derivative instruments and hedging activities.

Trading

The Corporation's trading activities are another source of market risk and are subject to strict guidelines approved by the Board of Directors and included in the investment policy. Most of the Corporation's trading activities are limited to the purchase of debt securities for the purpose of selling them in the near term and positioning securities for resale to retail customers. In anticipation to customer demand, the Corporation carries an inventory of capital market instruments and maintains market liquidity by quoting bid and offer prices to and trading with other market makers. Positions are also taken in interest rate sensitive instruments, based on expectations of future market conditions. These activities constitute the proprietary trading business and are conducted by the Corporation to provide customers with financial products at competitive prices. As the trading instruments are recognized at market value, the changes resulting from fluctuations in market prices, interest rates or exchange rates directly affect reported income. Further information on the Corporation's risk management and trading activities is included in Note 29 to the consolidated financial statements.


                               17 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


TABLE J

INTEREST RATE SENSITIVITY

                                                                  As of December 31, 2001
-----------------------------------------------------------------------------------------------------------------
                                                                    By Repricing Dates
-----------------------------------------------------------------------------------------------------------------
                                                                             After         After        After
                                                              Within      three months  six months   nine months
                                                0-30          31-90        but within   but within    but within
(Dollars in thousands)                          days           days        six months   nine months    one year
-----------------------------------------------------------------------------------------------------------------
Assets:
Money market investments                     $  476,730    $   340,877     $    6,183
Investment and trading securities             2,585,246        813,206        701,424    $ 519,476    $  612,305
Loans                                         4,789,284        739,141        879,743      806,886       713,166

Other assets
-----------------------------------------------------------------------------------------------------------------
Total                                         7,851,260      1,893,224      1,587,350     1,326,362    1,325,471
-----------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Savings, NOW and money market
  accounts                                      947,260
Other time deposits                           1,266,995        988,959        955,330      448,363      454,724
Federal funds purchased and securities
  sold under agreements to repurchase         4,281,345        571,506          6,183      135,996
Other short-term borrowings                   1,669,046        157,320            876
Notes payable                                   901,649        818,020         77,957       25,054      123,310
Senior debentures
Subordinated notes and capital securities
Non-interest bearing deposits
Other non-interest bearing liabilities
Stockholders' equity
-----------------------------------------------------------------------------------------------------------------
Total                                        $9,066,295    $ 2,535,805     $1,040,346     $609,413    $ 578,034
-----------------------------------------------------------------------------------------------------------------

Interest rate swaps                             500,000
Interest rate sensitive gap                    (715,035)      (642,581)       547,004      716,949      747,437
Cumulative interest rate
  sensitive gap                                (715,035)    (1,357,616)      (810,612)     (93,663)     653,774
Cumulative sensitive gap to
  earning assets                                  (2.45)%        (4.66)%        (2.78)%      (0.32)%       2.24%
=================================================================================================================

                                                     As of December 31, 2001
-----------------------------------------------------------------------------------------
                                                       By Repricing Dates
-----------------------------------------------------------------------------------------

                                                             Non-interest
                                                After one      bearing
(Dollars in thousands)                             year         funds            Total
-----------------------------------------------------------------------------------------
Assets:
Money market investments                                                      $   823,790
Investment and trading securities              $ 4,915,290                     10,146,947
Loans                                           10,240,331                     18,168,551

Other assets                                                   $1,605,388       1,605,388
-----------------------------------------------------------------------------------------
Total                                           15,155,621      1,605,388      30,744,676
-----------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Savings, NOW and money market
  accounts                                       5,718,406                      6,665,666
Other time deposits                              2,308,164                      6,422,535
Federal funds purchased and securities
  sold under agreements to repurchase              756,738                      5,751,768
Other short-term borrowings                                                     1,827,242
Notes payable                                    1,789,141                      3,735,131
Senior debentures                                  149,080                        149,080
Subordinated notes and capital securities          125,000                        125,000

Non-interest bearing deposits                                   3,281,841       3,281,841
Other non-interest bearing liabilities                            513,595         513,595
Stockholders' equity                                            2,272,818       2,272,818
-----------------------------------------------------------------------------------------
Total                                          $10,846,529     $6,068,254     $30,744,676
-----------------------------------------------------------------------------------------

Interest rate swaps                               (500,000)
Interest rate sensitive gap                      3,809,092
Cumulative interest rate
  sensitive gap                                  4,462,866
Cumulative sensitive gap to
  earning assets                                     15.32%
=========================================================================================

         In the opinion of management, the size and composition of the trading portfolio does not represent a potentially significant source of market risk for the Corporation. The Committee utilizes several approaches for measuring its risk, including duration and value at risk.

         As of December 31, 2001 the trading portfolio of the Corporation amounted to $270 million and represented 0.9% of total assets, compared with $153 million and 0.5% a year earlier. This portfolio was composed of the following as of December 31, 2001:

                                                                 Weighted
                                                 Amount        Average Yield
----------------------------------------------------------------------------
(Dollars in thousands)
Mortgage-backed securities                      $  26,516          6.58%
Commercial paper                                  226,783          2.38
U.S. Treasury and agencies                          9,160          6.13
Puerto Rico Government obligations                  1,195          6.38
Other                                               6,532          6.81
----------------------------------------------------------------------------
                                                $ 270,186          3.04%
============================================================================

         As of December 31, 2001, the trading portfolio of the Corporation had an estimated duration of 0.6 years and a one-month value at risk (VAR) of $0.6 million, assuming a confidence level of 95%. VAR is a key measure of market risk for the Corporation. VAR represents the maximum amount that the Corporation has placed at risk of loss with a 95% degree of confidence, in the course of its risk taking activities. Its purpose is to describe the amount of capital requirement to absorb potential losses from adverse market movements. There are numerous assumptions and estimates associated with VAR modeling and actual results could differ from these assumptions and estimates.

         The Corporation does not participate in any trading activities involving commodity contracts.

Foreign Exchange

The Corporation conducts business in the Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds an interest in Consorcio de Tarjetas Dominicanas, S.A. and Centro Financiero BHD, S.A. in the Dominican Republic. Although not significant, some of these


                               18  POPULAR, INC.

TABLE K

MATURITY DISTRIBUTION OF EARNING ASSETS

                                                                                As of December 31, 2001
--------------------------------------------------------------------------------------------------------------------------------
                                                                           Maturities
                                    --------------------------------------------------------------------------------------------
                                                          After one year
                                                        through five years             After five years
                                                     ---------------------------------------------------------------------------
                                                       Fixed          Variable        Fixed         Variable
                                      One year        interest        interest       interest       interest
(In thousands)                        or less          rates           rates          rates           rates             Total
--------------------------------------------------------------------------------------------------------------------------------
Money market securities              $  823,790                                                                      $   823,790
Investment and trading securities     2,146,424      $2,684,763      $   17,335      $3,122,233      $1,896,253        9,867,008
Loans:
  Commercial                          2,306,902       2,015,694         909,849         823,952       1,364,341        7,420,738
  Construction                           42,938          13,533          16,714          29,687         155,581          258,453
  Lease financing                       251,306         602,082              --           5,731              --          859,119
  Mortgage                              894,041         622,782         227,606       4,148,238         604,792        6,497,459
  Consumer                              671,683       1,465,427              --         995,672              --        3,132,782
--------------------------------------------------------------------------------------------------------------------------------
      Total                          $7,137,084      $7,404,281      $1,171,504      $9,125,513      $4,020,967      $28,859,349
================================================================================================================================

Note: Federal Reserve Bank stock, Federal Home Loan Bank stock, and other equity securities held by the Corporation are not included in this table.
--------------------------------------------------------------------------------

businesses are conducted in the country's particular foreign currency. However, management does not expect future exchange volatility between the U.S. dollar and the particular foreign currency to affect significantly the value of the Corporation's investment in these companies.

LIQUIDITY

Liquidity refers to the ability to fund current operations, including the cash flow requirements of depositors and borrowers as well as future growth. The Corporation utilizes various sources of funding to help ensure that adequate levels of liquidity are always available. Diversification of funding sources is a major priority, as it helps protect the liquidity of the Corporation from market disruptions. Since the duration and repricing characteristics of the Corporation's borrowings determine, to a major extent, the overall interest rate risk of the Corporation, they are actively managed.

         The Corporation raises its funding from a combination of retail and wholesale markets. Retail sources of funds include individual and corporate depositors in the markets where the Corporation competes. These are the primary sources of funds for the Corporation and are usually more stable than financing from institutional sources. This stability is enhanced by the Corporation's market share in its primary markets. The Corporation has also established borrowing relationships with the FHLB and other correspondent banks, which further support and enhance liquidity. Wholesale or institutional sources of funds comprise primarily other financial intermediaries such as commercial banks, securities dealers, investment companies, insurance companies, as well as non-financial corporations.

         Deposits tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. The extensive branch network of the Corporation in the Puerto Rico market and its expanding network in major U.S. markets, have enabled it to maintain a significant and stable base of deposits. Deposits are the primary source of funding, although wholesale borrowings are an increasingly important source. At December 31, 2001, the Corporation's core deposits amounted to $13.3 billion or 81.2% of total deposits, an increase of $1.1 billion or 9% from the same date a year ago. Certificates of deposits with denominations of $100,000 and over as of December 31, 2001 totaled $3.1 billion, or 18.8% of total deposits. Their distribution by maturity was as follows:

(Dollars in thousands)
------------------------------------------
3 months or less                $1,306,213
3 to 6 months                      306,424
6 to 12 months                     386,045
over 12 months                   1,083,594
------------------------------------------
                                $3,082,276
==========================================

   For further detail on average deposits for the last five years, please refer to Table L. Wholesale or institutional sources of funding include the repo, federal funds and Eurodollar markets, commercial paper, medium term notes, senior debentures and asset securitizations. Notes 10 through 16 to the consolidated financial statements present details of the Corporation's deposits and borrowings by type, as of December 31, 2001 and 2000.

   Another important liquidity source of the Corporation is its assets, particularly the investment portfolio. This portfolio consists primarily of liquid U.S. Treasury and Agency securities that can be used to raise funds in the repo markets. As of December 31, 2001, the entire investment portfolio, excluding trading securities, totaled $9.9 billion, of which $1.9 billion or 19% has maturities of one year or less. Also, refer to Notes 4 and 5 to the consolidated financial statements for further information on the composition of the available-for-sale and held-to-maturity investment portfolios.


                            19  ANNUAL REPORT 2001

GROWING WITH GENERATIONS


TABLE L

AVERAGE TOTAL DEPOSITS

                                                                               For the Year
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Five-Year
(Dollars in thousands)                     2001            2000            1999           1998             1997         C.G.R.
---------------------------------------------------------------------------------------------------------------------------------
Demand                                 $ 3,052,270     $ 3,030,307     $ 3,032,001    $ 2,607,525      $ 2,289,300        8.31%
Other non-interest bearing accounts          4,277           4,976           6,881          4,251            4,367       (6.26)
---------------------------------------------------------------------------------------------------------------------------------
      Non-interest bearing               3,056,547       3,035,283       3,038,882      2,611,776        2,293,667        8.28
---------------------------------------------------------------------------------------------------------------------------------
Savings accounts                         4,170,202       4,113,338       4,132,397      3,761,160        3,393,279        6.14
NOW and money market accounts            2,101,892       1,811,352       1,745,579      1,459,972        1,281,298       12.84
---------------------------------------------------------------------------------------------------------------------------------
      Savings deposits                   6,272,094       5,924,690       5,877,976      5,221,132        4,674,577        8.12
---------------------------------------------------------------------------------------------------------------------------------
Certificates of deposit:
  Under $100,000                         2,640,239       2,507,702       2,664,174      2,155,391        1,216,583       15.09
  $100,000 and over                      2,832,967       2,289,270       1,601,861      1,421,456        1,865,720       15.61
  936                                      111,251         259,203         297,122        369,530          508,789      (35.80)
---------------------------------------------------------------------------------------------------------------------------------
Certificates of deposit                  5,584,457       5,056,175       4,563,157      3,946,377        3,591,092        8.59
---------------------------------------------------------------------------------------------------------------------------------
Other time deposits                        662,693         492,334         311,323        490,816          432,221        7.38
---------------------------------------------------------------------------------------------------------------------------------
      Interest bearing                  12,519,244      11,473,199      10,752,456      9,658,325        8,697,890        8.29
---------------------------------------------------------------------------------------------------------------------------------
        Total                          $15,575,791     $14,508,482     $13,791,338    $12,270,101      $10,991,557        8.29%
=================================================================================================================================

         The Corporation's loan portfolio is another important source of liquidity since it generates substantial cash flow resulting from principal and interest payments and principal prepayments. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans and to a lesser extent commercial loans, have highly developed secondary markets, which the Corporation uses on a regular basis. The maturity distribution of the loan portfolio as of December 31, 2001 is presented in Table K. As of that date $4.2 billion or 23% of the loan portfolio is scheduled to mature within one year.

RISKS TO LIQUIDITY

The Corporation's ability to compete successfully in the marketplace for deposits depends on various factors, including service, convenience and financial stability as reflected by operating results and credit ratings (by one of the nationally recognized credit rating agencies). Although a downgrade in the credit rating of the Corporation may impact its ability to raise deposits, management does not believe that the impact should be material. Deposits at all of the Corporation's banking subsidiaries are federally insured and this is expected to mitigate the effect of a downgrade in credit ratings.

         Although the Corporation raises the majority of its financing from retail deposits, it still borrows a material amount of funds from institutional sources. Institutional lenders tend to be sensitive to the perceived credit risk of the entities to which they lend and this exposes the Corporation to the possibility of having its access to funding affected by how the market perceives its credit quality; this, in part, may be due to factors beyond its control.

         Changes in the credit rating of the Corporation or any of its subsidiaries to a level below "investment grade" may affect the Corporation's access to the capital markets. The Corporation's counterparties are sensitive to the risk of a rating downgrade. In the event of a downgrade, it may be expected that the cost of borrowing funds in the institutional market would increase. In addition, the ability of the Corporation to raise new funds or renew maturing debt may be more difficult. Management does not anticipate changes in the credit ratings of the Corporation based on its expected outlook for the P.R./U.S. economy, interest rates and expected financial results of the Corporation.

         Some of the Corporation's borrowings are subject to "rating triggers", contractual provisions that accelerate the maturity of the underlying borrowing in the case of a change in rating. Therefore, the need for the Corporation to raise funding in the marketplace could increase more than usual in the case of a rating downgrade. The amount of obligations subject to rating triggers was $0.8 billion as of December 31, 2001, of which $296 million were in Popular North America and $526 million were in BPPR.

         In the course of borrowing from institutional lenders, the Corporation has entered into contractual agreements to maintain certain levels of debt, capital and non-performing loans, among other financial covenants. If the Corporation were to fail to comply with those agreements, it may incur in an event of default. Such failure may accelerate the repayment of the related borrowings. It could also affect the ability of the Corporation to raise new funds or renew maturing borrowings. The Corporation is currently in full compliance with all financial covenants in effect and expects to remain so in the future. As of December 31, 2001, the Corporation had outstanding $1.1 billion in obligations subject to covenants, including those which are subject to "rating triggers" and those outstanding under the commercial paper program.

         The Corporation's non-banking subsidiaries may be subject to a higher degree of liquidity risk than the banking subsidiaries, due to the latter's access to federally-insured deposits. A higher proportion of the funding of the non-banking subsidiaries is from institutional sources, as compared to the banking subsidiaries, and these are more sensitive to the perceived credit risk of the Corporation than providers of deposits. In the event of a downgrade in the credit ratings of the Corporation, the non-banking subsidiaries may experience an increase in their cost of


                               20  POPULAR, INC.

funds and reduced availability of financing. Management does not anticipate such a scenario developing in the foreseeable future.

         The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of an extended economic slowdown in Puerto Rico, the credit quality of the Corporation could be affected as a result of higher credit costs and profitability may decrease. The substantial integration of Puerto Rico with the U.S. economy should limit the probability of a prolonged recession in Puerto Rico and the resulting risks to the Corporation.

OFF-BALANCE SHEET ACTIVITIES

In the normal course of business, the Corporation has conducted asset securitizations involving the transfer of mortgage loans to a qualifying special purpose entity (QSPE), which in turn has transferred the assets to different trusts. The transactions qualified for sale accounting based on the provisions of SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," as such the trusts are not consolidated in the Corporation's financial statements. As of December 31, 2001, these trusts held approximately $361 million in assets in the form of mortgage loans. Liabilities in the form of debt principal due to investors approximated $356 million at the end of 2001. In these securitizations, the Corporation retained servicing responsibilities and certain subordinated interests in the form of interest-only securities. The investors and the securitization trusts have no recourse to the Corporation's assets. The servicing rights and interest-only securities retained by the Corporation are recorded in the statement of condition at the lower of cost or market, and fair value, respectively.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

As disclosed in the notes to the consolidated financial statements, Popular, Inc. has certain obligations and commitments to make future payments under contracts. At December 31, 2001, the aggregate contractual obligations were:

(In millions)                                Payments Due by Period
-----------------------------------------------------------------------------------
                            Less than    1 to 3     4 to 5      After 5
                             1 year      years       years        years      Total
-----------------------------------------------------------------------------------
Long-term debt               $1,011      $1,231      $1,005      $  762     $4,009
Annual rental
  commitments under
  non-cancelable leases          32          48          31          91        202
-----------------------------------------------------------------------------------
Total contractual cash
  obligations                $1,043      $1,279      $1,036      $  853     $4,211
===================================================================================

         The non-cancelable operating lease agreements do not impose any restrictions on Popular, Inc.'s ability to pay dividends or engage in debt or equity financing transactions.

         Popular, Inc. also utilizes lending-related financial instruments in the normal course of business to meet the financial needs of its customers. The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and commercial letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making those commitments and conditional obligations as it does for those reflected on the statements of condition. Many of the commitments may expire without being drawn upon. As a result, total contractual amounts are not representative of the Corporation's actual future credit exposure or liquidity requirements for these commitments. At December 31, 2001 the contractual amounts related to the Corporation's off-balance sheet lending activities were:

                                      Amount of Commitment - Expiration Period
-----------------------------------------------------------------------------------
                            Less than    1 to 3      4 to 5     After 5
(In millions)                1 year      years       years       years       Total
-----------------------------------------------------------------------------------
Commitments to
  extend credit              $2,558      $  386      $  136      $  119      $3,199
Commercial letters
  of credit                      17          --          --          --          17
Standby letters of
  credit                         35           8          40           5          88
-----------------------------------------------------------------------------------
Total                        $2,610      $  394      $  176      $  124      $3,304
===================================================================================

         During 2001, the Corporation also entered into a commitment to purchase $100 million of mortgage loans from another institution with the option of purchasing $75 million in additional loans. The commitment expires on June 30, 2003. As of December 31, 2001, no loans have been purchased under this agreement.

         Refer to Notes 13, 14, 15, 25 and 27 to the consolidated financial statements for further information on the Corporation's contractual obligations and commercial commitments.

CREDIT RISK MANAGEMENT AND LOAN QUALITY

One of the Corporation's primary risk exposures is its credit risk, which represents the possibility of loss from the failure of a borrower or counterparty to perform according to the terms of a credit-related contract.

         The Corporation manages credit risk by maintaining sound underwriting standards, monitoring and evaluating the quality of the loan portfolio, its trends and collectibility, assessing reserves and loan concentrations, recruiting qualified and highly skilled credit officers, implementing and monitoring lending policies and collateral requirements, and instituting procedures to ensure appropriate actions to comply with laws and regulations. Included in the policies, primarily determined by the amount, type of loan and risk characteristics of the credit facility, are various approval levels, ranging from the branch or department level to those that are more centralized. When considered necessary, the Corporation receives collateral to support credit extensions and commitments, which generally is in the form of real and personal property, cash on deposit and other highly liquid instruments.

         The Corporation has a Credit Strategy Committee (CRESCO) that oversees all credit-related activities. It is the CRESCO's responsibility to manage the Corporation's overall credit exposure and to develop credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through the CRESCO, Senior Management reviews asset quality ratios, trends and forecasts, problem loans, and assesses the methodology and adequacy of the reserve for loan losses on a monthly basis, and establishes the provision for loan losses. The review of the reserve adequacy is presented to the Board of Directors for review, consideration and ratification on a quarterly basis.

         The Corporation also has an independent Credit Risk Management Division
(CRMD), which is centralized and independent of the lending function. It manages the credit rating system and estimates the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (GAAP) and regulatory standards. To manage


                            21  ANNUAL REPORT 2001

GROWING WITH GENERATIONS


and control the Corporation's credit risk the CRMD utilizes various techniques through the different stages of the credit process. A CRMD representative, who is a permanent non-voting member of the Executive Credit Committee, oversees the adherence to policies and procedures established for the initial underwriting of the credit portfolio. Also, the CRMD performs an ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and/or geographic regions. Specialized workout officers, who are independent of the originating unit, handle substantially all commercial loans which are past due over 90 days, have filed bankruptcy, or based on their risk profile are considered problem loans.

         The Corporation also has an independent Credit Process Review Group within the CRMD, which performs annual comprehensive credit process reviews of several middle market, construction and corporate banking lending groups. It also reviews the work performed by outside loan review firms providing services to the Corporation on the U.S. mainland. This group evaluates the risk profile of each originating unit along with each unit's credit administration effectiveness, the quality of the credit and collateral documentation, its regulatory compliance and the adequacy of its staffing levels and competency.

         At December 31, 2001, the Corporation's credit exposure was centered in its $18.2 billion loan portfolio, which represented 62.4% of its earning assets. The portfolio composition for the last five years is presented in Table G.

         The Corporation issues certain credit-related off-balance sheet financial instruments, including commitments to extend credit, stand-by letters of credit and commercial letters of credit to meet the financing needs of its customers. For these financial instruments, the contract amount represents the credit risk associated with failure of the counterparty to perform in accordance with the terms and conditions of the contract, and the decline in value of the underlying collateral. The credit risk associated with these financial instruments varies depending on the counterparty's creditworthiness and the value of any collateral held. Since many of these commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Refer to Note 27 to the consolidated financial statements for the Corporation's involvement in these credit-related activities and to the Contractual Obligations and Commercial Commitments sections of this management discussion and analysis.

         The Corporation is also exposed to credit risk by using derivative instruments, but manages the level of risk by only dealing with counterparties of good credit standing, entering into master netting agreements whenever possible and, when appropriate, obtaining collateral. Refer to Note 29 to the consolidated financial statements for further information on the Corporation's limited involvement in derivative instruments and hedging activities.

         The Corporation also manages exposure to a single borrower, industry or product type through participations and loan sales. The Corporation maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.

         The Corporation's credit risk exposure is spread among individual consumers, small commercial loans and a diverse base of borrowers engaged in a wide variety of businesses. The Corporation has over 759,000 consumer loans and over 41,000 commercial lending relationships. Only 84 of these relationships have loans outstanding over $10 million. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits. Approximately 27% of total commercial loans outstanding, including construction, are secured by real estate or cash collateral. In addition, the secured consumer loan portfolio was $1.1 billion or 36% of the total consumer portfolio at December 31, 2001.

         The Corporation does conduct business in a geographically concentrated area as its main market continues to be Puerto Rico. However, the Corporation continues diversifying its geographical risk as a result of its expansion strategy throughout various markets in the United States and the Caribbean. Puerto Rico's share of the Corporation's total loan portfolio has decreased from 64.4% in 1997 to 58.4% in 2000 and 54.4% in 2001. The Corporation's assets and revenue composition by geographical area and by business line segments is further presented in Note 31 to the consolidated financial statements. Puerto Rico's economic outlook is generally similar to that of the U.S. mainland and its Government and its instrumentalities are all investment-grade rated borrowers in the U.S. capital markets.

         The Corporation is also exposed to government risk. As further detailed in Notes 4 and 5 to the consolidated financial statements, a substantial portion of the Corporation's investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government agencies and corporations. In addition, $72 million of residential mortgages and $407 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2001. The Corporation continues to be one of the largest Small Business Administration lenders in the United States. Furthermore, there were $313 million of loans issued to or guaranteed by Puerto Rico government and political subdivisions and $43 million of loans issued to or guaranteed by the U.S. Virgin Islands Government.

NON-PERFORMING ASSETS

Non-performing assets consist of past-due loans that are no longer accruing interest, renegotiated loans and real estate property acquired through foreclosure. A summary of non-performing assets by loan categories and related ratios is presented in Table M.

         The Corporation reports its non-performing assets on a more conservative basis than most U.S. banks. It is the Corporation's policy to place commercial loans on non-accrual status if payments of principal or interest are delinquent 60 days rather than the standard industry practice of 90 days. Financing leases, conventional mortgages and close-end consumer loans are placed on non-accrual status if payments are delinquent 90 days. Closed-end consumer loans are charged-off when payments are delinquent 120 days. Open-end (revolving credit) consumer loans are charged-off if payments are delinquent 180 days. Certain loans which would be treated as non-accrual loans pursuant to the foregoing policy are treated as accruing loans if they are considered well-secured and in the process of collection. Under the standard industry practice, closed-end consumer loans are charged-off when delinquent 120 days, but are not customarily placed on non-accrual status prior to being charged-off. Unsecured retail loans to borrowers who declare bankruptcy are charged-off within 60 days of receipt of notification of filing from the bankruptcy court.


                               22  POPULAR, INC.

TABLE M

NON-PERFORMING ASSETS

                                                                  As of December 31,
-------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                     2001           2000           1999           1998           1997
-------------------------------------------------------------------------------------------------------------
Commercial, industrial and
  agricultural                           $195,169       $169,535       $163,968       $142,371       $106,982
Construction                                3,387          2,867          1,504            144          2,704
Lease financing                            10,297          7,152          3,820          4,937          1,569
Mortgage                                  176,967         99,861         70,038         68,527         53,449
Consumer                                   40,946         43,814         57,515         46,626         30,840
Renegotiated accruing loans                    --             --             --            578             --
Other real estate                          31,532         23,518         29,268         32,693         18,012
-------------------------------------------------------------------------------------------------------------
      Total                              $458,298       $346,747       $326,113       $295,876       $213,556
=============================================================================================================
Accruing loans past-due
  90 days or more                        $ 24,613       $ 21,599       $ 28,731       $ 24,426       $ 20,967
=============================================================================================================
Non-performing assets to loans               2.52%          2.16%          2.19%          2.26%          1.88%
Non-performing loans to loans                2.35           2.01           1.99           2.01           1.72
Non-performing assets to assets              1.49           1.24           1.28           1.28           1.11
Interest lost                            $ 27,866       $ 23,129       $ 20,428       $ 15,258       $ 11,868
=============================================================================================================

Note: The Corporation's policy is to place commercial and construction loans on non-accrual status if payments of principal or interest are past-due 60 days or more. Lease financing receivables and conventional residential mortgage loans are placed on non-accrual status if payments are delinquent 90 days or more. Closed-end consumer loans are placed on non-accrual when they become 90 days or more past-due and are charged-off when they are 120 days past-due. Open-end consumer loans are not placed on non-accrual status and are charged-off when they are 180 days past-due. Loans past-due 90 days or more and still accruing are not considered as non-performing loans.
--------------------------------------------------------------------------------

         Non-performing assets were $458 million or 2.52% of loans as of December 31, 2001, compared with $347 million or 2.16% at the end of 2000. The increase in non-performing assets since December 31, 2000 was mostly reflected in mortgage loans, which rose by $77 million or 77%. Non-performing mortgage loans amounted to $177 million or 39% of non-performing assets and 2.72% of total mortgage loans as of December 31, 2001, compared with $100 million or 29% and 2.15%, respectively, as of the end of 2000. Mortgage loans comprised 88% of total loan growth since December 31, 2000. The Corporation has experienced a low level of losses in its mortgage portfolio, historically, both in the U.S. mainland and Puerto Rico. Mortgage loans net charge-offs as a percentage of the mortgage loan portfolio averaged 0.15% and 0.11% in 2001 and 2000, respectively.

         Non-performing commercial loans, including construction loans, increased by $26 million or 15% since December 31, 2000. They represented 2.59% of the commercial and construction loan portfolio at December 31, 2001, compared with 2.37% in 2000. The increase was principally due to the economic slowdown, worsened by the impact of the events of September 11(th)coupled with the growth in the Corporation's loan portfolio.

         Non-performing consumer loans represented 1.3% of total consumer loans for the years ended December 31, 2001 and 2000. Non-performing consumer loans totaled $41 million as of the end of 2001, reflecting a decline of $3 million when compared with 2000, due in part to the Corporation's tightening of its credit criteria for consumer loans in the current economic environment.

         Non-performing financing leases were $10 million or 1.20% of the lease financing portfolio as of December 31, 2001, compared with $7 million or 0.88% as of December 31, 2000, reflecting higher delinquencies.

         Other real estate assets reached $32 million as of December 31, 2001, an increase of $8 million from the $24 million reported as of the end of 2000. The increase was related to the growth in the mortgage loan portfolio and higher delinquencies in the housing sector portfolio prompted by the economic slowdown.

         Assuming the standard industry practice of placing commercial loans on non-accrual status when payments of principal and interest are past due 90 days or more and excluding the closed-end consumer loans from non-accruing, the Corporation's non-performing assets at December 31, 2001, would have been $389 million or 2.14% of loans, and the allowance for loan losses would have been 86.57% of non-performing assets. At December 31, 2000 and 1999, adjusted non-performing assets would have been $273 million or 1.70% of loans and $247 million or 1.66% of loans, respectively. The allowance for loan losses as a percentage of non-performing assets as of December 31, 2000 and 1999 would have been 106.49% and 118.2%, respectively.

         Once a loan is placed in non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. The interest income that would have been realized had these loans been performing in accordance with their original terms amounted to $27.9 million in 2001, compared with $23.1 million in 2000 and $20.4 million in 1999.


                            23  ANNUAL REPORT 2001

GROWING WITH GENERATIONS


ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluations of inherent risks in the loan portfolio. The Corporation's management evaluates the adequacy of the allowance for loan losses on a monthly basis. In determining the allowance, management considers current economic conditions, portfolio risk characteristics, prior loss experience, results of periodic credit reviews of individual loans, regulatory requirements and loan impairment measurement, among other factors.

         The methodology used to establish the allowance for loan losses is based on SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 5 "Accounting for Contingencies." Under SFAS No. 114, certain commercial loans are identified for evaluation on an individual basis, and specific reserves are calculated based on impairment. SFAS No. 5 provides for the recognition of a loss allowance for a group of homogenous loans when it is probable that a loss will be incurred and the amount can be reasonably estimated.

         A loan is considered impaired when interest and/or principal is past due 90 days or more or, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Please refer to Notes 1 and 7 to the consolidated financial statements for further information related to impaired loans and the methodology used by the Corporation for their measurement.

         The allowance for loan losses calculation under SFAS No. 5 for the Corporation is based on historical net charge-off experience segregated by loan type and legal entity.

         Management's judgment of the quantitative factors (historical net charge-offs, statistical loss estimates, etc.) as well as qualitative factors (current economic condition, delinquency trends, etc.) results in the final determination of the provision for loan losses to maintain a level of allowance for loan losses which is deemed to be adequate.

         At December 31, 2001, the allowance for loan losses was $337 million or 1.85% of total loans, compared with $291 million or 1.81% at the same date in 2000. At December 31, 1999, the allowance was $292 million or 1.96% of loans. Based on current economic conditions, the expected level of net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses, management considers that the Corporation's level of the allowance for loan losses is adequate.

         The following table details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes and it is not necessarily indicative of the categories in which future loan losses may occur.

                           ALLOWANCE FOR LOAN LOSSES
                               AS OF DECEMBER 31,
                                  (In millions)

                          2001        2000        1999        1998        1997
-------------------------------------------------------------------------------
Commercial               $140.3      $120.6      $140.5      $130.2      $101.5
Construction                8.2         8.1         8.7        11.6        10.6
Lease Financing            22.7        18.6         9.2         8.3         5.9
Mortgage                   19.9        12.0        14.6        14.0        10.9
Consumer                  145.5       131.4       119.0       103.1        82.8
-------------------------------------------------------------------------------
                         $336.6      $290.7      $292.0      $267.2      $211.7
===============================================================================

         At December 31, 2001, the allowance for loan losses as a percentage of non-performing loans was 78.88% compared with 89.92% at December 31, 2000. The lower allowance to non-performing loans ratio reflects the changing composition of the loan portfolio, as most of its growth was realized in mortgage loans, which historically has represented a low-risk portfolio with minimal losses. Excluding non-performing mortgage loans and its related reserve, the allowance for loan losses to non-performing loans was 126.8% as of December 31, 2001, compared with 124.8% at December 31, 2000, respectively.

         Table N summarizes the movement in the allowance for loan losses and presents selected loan loss statistics for the past five years. As shown in this table, net loan losses for the year 2001 totaled $168.9 million, a decrease of $11.2 million or 6%, compared with the previous year. Net charge-offs as a percentage of average loans decreased during the year from 1.14% in 2000 to 0.99% in 2001.

         Commercial loans net charge-offs, including construction loans, amounted to $66.9 million in 2001, compared to $56.4 million a year earlier, an increase of $10.5 million. As a percentage of average commercial loans, they represented 0.52% in 1999, 0.78% in 2000 and 0.90% in 2001. The rise in commercial loans net charge-offs was related to the growth in the commercial loan portfolio, as well as the increase in non-performing assets due to the slowdown of the economy. The allowance for loan losses corresponding to commercial and construction loans represented 1.93% of this portfolio as of December 31, 2001, compared with 1.77% in 2000. The ratio of allowance to non-performing loans in the commercial and construction loan category was 74.8% at the end of 2001, compared with 74.7% in 2000. At December 31, 2001 and 2000, the portion of the allowance for loan losses related to impaired loans was $36.8 million and $27.3 million, respectively. Further disclosures with respect to impaired loans are included in Note 7 to the consolidated financial statements.

         Consumer loans net charge-offs decreased by $26.2 million or 25%, from $104.4 million in 2000 to $78.2 million in 2001. Consumer loans net charge-offs represented 2.43% of the average consumer loan portfolio in 2001, compared with 3.06% for 2000. The year 2000 includes approximately $10.2 million in net charge-offs upon the adoption of a revised Uniform Retail Credit Classification and Account Management Policy dictated by the Federal Financial Institutions Examination Council. This policy, among other things, requires that unsecured retail loans to borrowers who declare bankruptcy be charged-off within 60 days of receipt of notification of filing from the bankruptcy court, or within the charge-off time frames adopted in the classification policy, whichever is shorter. Changes in the policy were effective on December 31, 2000. Also, the decline in consumer net charge-offs is due to the fact that the year 2000 includes approximately $9.2 million of net charge-offs related to the U.S. credit card portfolio, which was sold in 2000. In addition, the credit environment has prompted the Corporation to tighten its credit criteria for consumer borrowings. The allowance for loan losses for consumer loans represented 4.64% of that portfolio as of December 31, 2001, compared with 3.95% in 2000.

         Lease financing net charge-offs were $15.7 million or 1.86% of the average lease financing portfolio for the year ended December 31, 2001, compared with $14.5 million or 1.88% for the same period last year. The rise resulted mostly from the increase in the portfolio. Also, the results for the year 2000 include a $3.1 million charge-off corresponding to an external fraud scheme unveiled during that year in the U.S.


                               24  POPULAR, INC.

TABLE N

ALLOWANCE FOR LOAN LOSSES AND SELECTED LOAN LOSSES STATISTICS

(Dollars in thousands)                        2001             2000              1999             1998              1997
---------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year              $   290,653      $   292,010       $   267,249      $   211,651       $   185,574
Allowances acquired (sold)                      1,675          (15,869)              515           31,296            13,237
Provision for loan losses                     213,250          194,640           148,948          137,213           110,607
---------------------------------------------------------------------------------------------------------------------------
                                              505,578          470,781           416,712          380,160           309,418
---------------------------------------------------------------------------------------------------------------------------
Losses charged to the allowance:
  Commercial                                   76,140           73,585            51,011           45,643            55,734
  Construction                                  6,394              145               651              190               600
  Lease financing                              41,702           32,256            23,009           23,484            23,085
  Mortgage                                      8,577            5,615             3,977            2,718             2,612
  Consumer                                    102,236          129,430           104,062           92,646            65,559
---------------------------------------------------------------------------------------------------------------------------
                                              235,049          241,031           182,710          164,681           147,590
---------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial                                   14,636           17,352            18,589           17,844            18,385
  Construction                                    960                9               169              337               122
  Lease financing                              26,008           17,797            15,839           14,998            15,890
  Mortgage                                        500              717               771              323               356
  Consumer                                     23,999           25,028            22,640           18,268            15,070
---------------------------------------------------------------------------------------------------------------------------
                                               66,103           60,903            58,008           51,770            49,823
---------------------------------------------------------------------------------------------------------------------------
Net loans charged-off (recovered):
  Commercial                                   61,504           56,233            32,422           27,799            37,349
  Construction                                  5,434              136               482             (147)              478
  Lease financing                              15,694           14,459             7,170            8,486             7,195
  Mortgage                                      8,077            4,898             3,206            2,395             2,256
  Consumer                                     78,237          104,402            81,422           74,378            50,489
---------------------------------------------------------------------------------------------------------------------------
                                              168,946          180,128           124,702          112,911            97,767
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year                    $   336,632      $   290,653       $   292,010      $   267,249       $   211,651
===========================================================================================================================
Loans:
  Outstanding at year end                 $18,168,551      $16,057,085       $14,907,754      $13,078,795       $11,376,607
  Average                                  17,045,257       15,801,887        13,901,290       11,930,621        10,548,207
Ratios:
  Allowance for loan losses to year
    end loans                                    1.85%            1.81%             1.96%            2.04%             1.86%
  Recoveries to charge-offs                     28.12            25.27             31.75            31.44             33.76
  Net charge-offs to average loans               0.99             1.14              0.90             0.95              0.93
  Net charge-offs earnings coverage             3.68x            3.17x             3.92x            3.93x             4.04x
  Allowance for loan losses to net
    charge-offs                                  1.99             1.61              2.34             2.37              2.16
  Provision for loan losses to:
    Net charge-offs                              1.26             1.08              1.19             1.22              1.13
    Average loans                                1.25%            1.23%             1.07%            1.15%             1.05%
  Allowance to non-performing assets            73.45            83.82             89.54            90.32             99.11
===========================================================================================================================

operations. The allowance for loan losses for the lease financing portfolio increased to 2.64% at December 31, 2001, from 2.28% in 2000.

         Mortgage loans net charge-offs increased to $8.1 million in 2001 from $4.9 million in 2000, mostly as a result of the growth in the portfolio. The allowance for loan losses assigned to the mortgage loan portfolio has remained at low levels since these loans historically represents a low-risk portfolio with minimal losses. Based on historical experience and current economic conditions, the Corporation does not foresee significant losses in the mortgage portfolio. The allowance for loan losses for mortgage loans represented 0.31% of that portfolio as of December 31, 2001, compared with 0.26% in 2000.

         Notwithstanding the overall decrease in net charge-offs during 2001, the Corporation continued increasing its allowance for loan losses in light of the slowdown of the economy, the uncertainty created by the September 11(th) events and the growth in the loan portfolio.


                             25  ANNUAL REPORT 2001

GROWING WITH GENERATIONS


Statistical Summary 1997-2001
Statements of Condition

                                                                                      As of December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                  2001           2000           1999           1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                     $   606,142    $   726,051    $   663,696    $   667,707    $   463,151
-----------------------------------------------------------------------------------------------------------------------------------
Money market investments:
  Federal funds sold and securities purchased
    under agreements to resell                                  820,332      1,057,320        931,123        910,430        802,803
  Time deposits with other banks                                  3,056         10,908         54,354         37,206          9,013
  Bankers' acceptances                                              402            390            517            262          2,274
-----------------------------------------------------------------------------------------------------------------------------------
                                                                823,790      1,068,618        985,994        947,898        814,090
-----------------------------------------------------------------------------------------------------------------------------------
Trading securities                                              270,186        153,073        236,610        318,727        222,303
Investment securities available-for-sale,
  at market value                                             9,284,401      8,795,924      7,324,950      7,020,396      5,239,005
Investment securities held-to-maturity, at amortized cost       592,360        264,731        299,312        226,134        408,993
Loans held-for-sale, at lower of cost or market                 939,488        823,901        619,298        644,159        265,204
-----------------------------------------------------------------------------------------------------------------------------------
Loans                                                        17,556,029     15,580,379     14,659,400     12,783,609     11,457,675
    Less - Unearned income                                      326,966        347,195        370,944        348,973        346,272
          Allowance for loan losses                             336,632        290,653        292,010        267,249        211,651
-----------------------------------------------------------------------------------------------------------------------------------
                                                             16,892,431     14,942,531     13,996,446     12,167,387     10,899,752
-----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                          405,705        405,772        440,971        424,721        364,892
Other real estate                                                31,533         23,518         29,268         32,693         18,012
Customers' liabilities on acceptances                             1,792          1,647         12,041         15,937          1,801
Accrued income receivable                                       186,143        202,540        175,746        156,314        118,677
Other assets                                                    452,047        367,150        371,421        263,992        252,040
Intangible assets                                               258,658        281,595        304,786        274,292        232,587
-----------------------------------------------------------------------------------------------------------------------------------
                                                            $30,744,676    $28,057,051    $25,460,539    $23,160,357    $19,300,507
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing                                    $ 3,281,841    $ 3,109,885    $ 3,284,949    $ 3,176,309    $ 2,546,836
    Interest bearing                                         13,088,201     11,695,022     10,888,766     10,495,905      9,202,750
-----------------------------------------------------------------------------------------------------------------------------------
                                                             16,370,042     14,804,907     14,173,715     13,672,214     11,749,586
  Federal funds purchased and securities
    sold under agreements to repurchase                       5,751,768      4,964,115      4,414,480      4,076,500      2,723,329
  Other short-term borrowings                                 1,827,242      4,369,212      2,612,389      1,639,082      1,287,435
  Notes payable                                               3,735,131      1,176,912      1,852,599      1,307,160      1,403,696
  Acceptances outstanding                                         1,792          1,647         12,041         15,937          1,801
  Other liabilities                                             510,894        470,687        436,718        437,760        356,568
-----------------------------------------------------------------------------------------------------------------------------------
                                                             28,196,869     25,787,480     23,501,942     21,148,653     17,522,415
-----------------------------------------------------------------------------------------------------------------------------------
  Subordinated notes                                            125,000        125,000        125,000        125,000        125,000
-----------------------------------------------------------------------------------------------------------------------------------
  Preferred beneficial interest in Popular North
     America's junior subordinated deferrable interest
     debentures guaranteed by the Corporation                   149,080        150,000        150,000        150,000        150,000
-----------------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                      909            927         22,611         27,591             --
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock                                               100,000        100,000        100,000        100,000        100,000
  Common stock                                                  832,498        830,356        827,662        825,690        412,029
  Surplus                                                       268,544        260,984        243,855        216,795        602,023
  Retained earnings                                           1,057,724        865,082        694,301        530,481        395,253
  Treasury stock - at cost                                      (66,136)       (66,214)       (64,123)       (39,559)       (39,559)
  Accumulated other comprehensive income (loss),
    net of tax                                                   80,188          3,436       (140,709)        75,706         33,346
-----------------------------------------------------------------------------------------------------------------------------------
                                                              2,272,818      1,993,644      1,660,986      1,709,113      1,503,092
-----------------------------------------------------------------------------------------------------------------------------------
                                                            $30,744,676    $28,057,051    $25,460,539    $23,160,357    $19,300,507
===================================================================================================================================


                               26  POPULAR, INC.

Statistical Summary 1997-2001
Statements of Income

                                                                                For the year ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per
  common share information)                                   2001           2000          1999           1998          1997
-------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans                                                     $ 1,559,890    $ 1,586,832   $ 1,373,158    $ 1,211,850   $ 1,080,408
Money market investments                                       47,610         62,356        33,434         36,781        33,923
Investment securities                                         473,344        486,198       425,907        385,473       358,736
Trading account securities                                     15,018         14,771        19,171         17,599        18,236
-------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                   2,095,862      2,150,157     1,851,670      1,651,703     1,491,303
Less - Interest expense                                     1,018,877      1,167,396       897,932        778,691       707,348
-------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                     1,076,985        982,761       953,738        873,012       783,955
Provision for loan losses                                     213,250        194,640       148,948        137,213       110,607
-------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision
      for loan losses                                         863,735        788,121       804,790        735,799       673,348
Gain on sale of investment securities                              27         11,201           638          8,933         2,268
Trading account (loss) profit                                  (1,781)         1,991        (1,582)         3,653         3,934
Derivative losses                                             (20,228)            --            --             --            --
All other operating income                                    487,498        450,868       373,860        278,660       241,396
-------------------------------------------------------------------------------------------------------------------------------
                                                            1,329,251      1,252,181     1,177,706      1,027,045       920,946
-------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Personnel costs                                               425,142        394,176       386,696        337,400       306,893
All other operating expenses                                  494,995        482,257       450,786        382,954       330,027
-------------------------------------------------------------------------------------------------------------------------------
                                                              920,137        876,433       837,482        720,354       636,920
-------------------------------------------------------------------------------------------------------------------------------
Income before tax, minority interest and
  cumulative effect of accounting change                      409,114        375,748       340,224        306,691       284,026
Income tax                                                    105,280        100,797        85,120         74,671        74,461
Net loss of minority interest                                      18          1,152         2,454            328            --
-------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting
  change                                                      303,852        276,103       257,558        232,348       209,565
Cumulative effect of accounting change,
  net of tax                                                      686             --            --             --            --
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                $   304,538    $   276,103   $   257,558    $   232,348   $   209,565
===============================================================================================================================
NET INCOME APPLICABLE TO COMMON STOCK                     $   296,188    $   267,753   $   249,208    $   223,998   $   201,215
===============================================================================================================================
NET INCOME PER COMMON SHARE (BASIC AND DILUTED)
  (BEFORE AND AFTER CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE)(*)                                              $      2.17    $      1.97   $      1.84    $      1.65   $      1.50
===============================================================================================================================
DIVIDENDS DECLARED PER COMMON SHARE                       $      0.76    $      0.64   $      0.60    $      0.50   $      0.40
===============================================================================================================================

(*) The average common shares used in the computation of earnings and cash dividends per common share were 136,238,288 for 2001; 135,907,476 for 2000; 135,585,634 for 1999; 135,532,086 for 1998 and 134,036,964 for 1997.


                            27  ANNUAL REPORT 2001

GROWING WITH GENERATIONS


STATISTICAL SUMMARY 1997-2001
AVERAGE BALANCE SHEET AND SUMMARY OF NET INTEREST INCOME

On a Taxable Equivalent Basis(*)

-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                2001                                    2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                     AVERAGE                     AVERAGE      Average                      Average
                                                     BALANCE        INTEREST      RATE        Balance       Interest        Rate
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest earning assets:
   Federal funds sold and securities purchased
    under agreements to resell                     $   923,569    $    46,477     5.03%     $   914,604    $   61,238       6.70%
  Time deposits with other banks                         8,286          1,083    13.07           17,723         1,062       5.99
  Bankers' acceptances                                     567             50     8.82              559            56      10.02
-----------------------------------------------------------------------------------------------------------------------------------
    Total money market investments                     932,422         47,610     5.11          932,886        62,356       6.68
-----------------------------------------------------------------------------------------------------------------------------------
  U.S. Treasury securities                             748,337         51,637     6.90        1,762,129       115,801       6.57
  Obligations of other U.S. Government
    agencies and corporations                        4,750,786        349,687     7.36        3,958,406       288,214       7.28
  Obligations of Puerto Rico, States and
    political subdivisions                             131,797          8,741     6.63          126,768         8,398       6.62
  Collateralized mortgage obligations and
    mortgage-backed securities                       1,786,170         98,583     5.52        1,838,016       107,959       5.87
  Other                                                752,558         41,602     5.53          260,143        24,236       9.32
-----------------------------------------------------------------------------------------------------------------------------------
      Total investment securities                    8,169,648        550,250     6.74        7,945,462       544,608       6.85
-----------------------------------------------------------------------------------------------------------------------------------
  Trading account securities                           266,877         15,358     5.75          213,131        15,624       7.33
-----------------------------------------------------------------------------------------------------------------------------------
  Loans (net of unearned income)                    17,045,257      1,567,382     9.20       15,801,887     1,597,116      10.11
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest earning assets/
        Interest income                             26,414,204    $ 2,180,600     8.26%     24,893,366     $2,219,704       8.92%
-----------------------------------------------------------------------------------------------------------------------------------
      Total non-interest earning assets              1,542,903                               1,676,389
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                       $27,957,107                             $26,569,755
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Savings, NOW and money market accounts           $ 6,272,094    $   180,863     2.88%     $ 5,924,690    $  184,018       3.11%
  Time deposits                                      6,247,150        337,305     5.40        5,548,509       345,355       6.22
  Short-term borrowings                              7,136,358        329,648     4.62        7,781,030       508,029       6.53
  Mortgages and notes payable                        2,393,642        149,657     6.25        1,618,517       108,572       6.71
  Subordinated notes                                   125,000          8,527     6.82          125,000         8,545       6.84
  Guaranteed preferred beneficial interest in
    Popular North America's subordinated
    debentures                                         150,000         12,877     8.58          150,000        12,877       8.58
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest bearing liabilities/
        Interest expense                            22,324,244      1,018,877     4.56       21,147,746     1,167,396       5.52
-----------------------------------------------------------------------------------------------------------------------------------
      Total non-interest bearing liabilities         3,536,329                                3,537,484
-----------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                             25,860,573                               24,685,230
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                 2,096,534                                1,884,525
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $27,957,107                              $26,569,755
===================================================================================================================================
Net interest income on a taxable
  equivalent basis                                                $ 1,161,723                             $ 1,052,308
-----------------------------------------------------------------------------------------------------------------------------------
Cost of funding earning assets                                                    3.86%                                     4.69%
-----------------------------------------------------------------------------------------------------------------------------------
Net interest yield                                                                4.40%                                     4.23%
===================================================================================================================================
  Effect of the taxable equivalent adjustment                          84,738                                  69,547
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income per books                                     $ 1,076,985                             $   982,761
===================================================================================================================================


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


                                28 POPULAR, INC.

-----------------------------------------------------------------------------------------------------------------------------------
                     1999                                       1998                                         1997
-----------------------------------------------------------------------------------------------------------------------------------
   Average                        Average       Average                       Average      Average                         Average
   Balance         Interest        Rate         Balance       Interest         Rate        Balance         Interest         Rate
-----------------------------------------------------------------------------------------------------------------------------------
$   536,905      $    24,470       4.56%     $   670,072     $   31,814        4.75%     $   595,715     $   31,504         5.29%
    143,685            8,912       6.20           82,935          4,889        5.89           34,271          2,181         6.36
        516               52      10.08              778             78       10.03            2,463            238         9.66
-----------------------------------------------------------------------------------------------------------------------------------
    681,106           33,434       4.91          753,785         36,781        4.88          632,449         33,923         5.36
-----------------------------------------------------------------------------------------------------------------------------------
  2,479,828          169,683       6.84        3,227,375        231,837        7.18        3,553,347        249,739         7.03

  3,028,577          200,649       6.63        1,477,168        111,332        7.54          967,973         69,709         7.20

    138,184            9,100       6.59          136,824          9,272        6.78          141,625          9,716         6.86

  1,246,582           92,960       7.46        1,318,097         81,970        6.22        1,150,214         72,245         6.28
    455,488           26,654       5.85          130,861         14,015       10.71          114,201          7,718         6.76
-----------------------------------------------------------------------------------------------------------------------------------
  7,348,659          499,046       6.79        6,290,325        448,426        7.13        5,927,360        409,127         6.90
-----------------------------------------------------------------------------------------------------------------------------------
    313,904           20,584       6.56          287,218         18,943        6.60          301,618         19,770         6.55
-----------------------------------------------------------------------------------------------------------------------------------
 13,901,290        1,380,330       9.93       11,930,621      1,218,849       10.22       10,548,207      1,087,466        10.31
-----------------------------------------------------------------------------------------------------------------------------------

 22,244,959      $ 1,933,394       8.69%      19,261,949     $1,722,999        8.95%      17,409,634     $1,550,286         8.90%
-----------------------------------------------------------------------------------------------------------------------------------
  1,561,413                                    1,170,433                                   1,009,510
-----------------------------------------------------------------------------------------------------------------------------------
$23,806,372                                  $20,432,382                              $   18,419,144
===================================================================================================================================
$ 5,877,976      $   173,946       2.96%     $ 5,221,132     $  163,805        3.14%     $ 4,674,577     $  147,321         3.15%
  4,874,480          278,269       5.71        4,437,193        247,687        5.58        4,023,313        219,207         5.45
  5,992,445          317,646       5.30        4,622,549        251,724        5.45        4,280,900        237,738         5.55
  1,558,410          106,639       6.84        1,371,372         93,846        6.84        1,345,650         83,936         6.24
    125,000            8,555       6.84          125,000          8,555        6.84          125,000          8,558         6.85

    150,000           12,877       8.58          150,000         13,074        8.72          122,877         10,588         8.62
-----------------------------------------------------------------------------------------------------------------------------------
 18,578,311          897,932       4.83       15,927,246        778,691        4.89       14,572,317        707,348         4.85
-----------------------------------------------------------------------------------------------------------------------------------
  3,515,269                                    2,951,878                                   2,475,843
-----------------------------------------------------------------------------------------------------------------------------------
 22,093,580                                   18,879,124                                  17,048,160
-----------------------------------------------------------------------------------------------------------------------------------
  1,712,792                                    1,553,258                                   1,370,984
-----------------------------------------------------------------------------------------------------------------------------------
$23,806,372                                  $20,432,382                              $   18,419,144
===================================================================================================================================
                 $ 1,035,462                                $   944,308                                    $842,938
-----------------------------------------------------------------------------------------------------------------------------------
                                   4.04%                                       4.04%                                        4.06%
-----------------------------------------------------------------------------------------------------------------------------------
                                   4.65%                                       4.91%                                        4.84%
===================================================================================================================================
                      81,724                                     71,296                                      58,983
-----------------------------------------------------------------------------------------------------------------------------------
                 $   953,738                                $   873,012                                    $783,955
===================================================================================================================================



                                29 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


STATISTICAL SUMMARY 2000-2001
QUARTERLY FINANCIAL DATA

                                                     2001                                              2000
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per          Fourth      Third      Second      First       Fourth        Third      Second       First
 common share information)        Quarter     Quarter     Quarter    Quarter     Quarter       Quarter     Quarter     Quarter
-----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                    $505,022   $516,982    $523,407   $550,451     $558,408     $561,174    $524,774    $505,801
Interest expense                    222,692    243,562     257,889    294,734      312,659      312,318     278,858     263,561
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                 282,330    273,420     265,518    255,717      245,749      248,856     245,916     242,240
Provision for loan
  losses                             58,495     55,259      49,462     50,034       46,242       49,666      48,719      50,013
Operating income                    127,242    123,473     122,319    114,464      121,176      119,632     108,279     101,781
Gain (loss) on sale of
  investment securities                 640      1,249      (2,152)       290       (2,539)         147         329      13,264
Trading account (loss) profit        (1,930)       777        (816)       188          374          259         677         681
Derivative (losses) gains           (13,109)    (8,140)      1,652       (631)          --           --          --          --
Non-interest expense                238,284    230,359     232,181    219,313      210,341      220,216     219,372     226,504
-----------------------------------------------------------------------------------------------------------------------------------
Income before tax,
  minority interest and
  cumulative effect of
  accounting change                  98,394    105,161     104,878    100,681      108,177       99,012      87,110      81,449
Income tax                           22,840     27,952      27,337     27,151       32,695       27,662      21,684      18,756
Net loss (gain) of minority
  interest                               (1)         7          (4)        16           17          (58)       (303)      1,496
-----------------------------------------------------------------------------------------------------------------------------------
Income before
  cumulative effect
  of accounting change              $75,553    $77,216     $77,537    $73,546      $75,499      $71,292     $65,123     $64,189
Cumulative effect of
  accounting change                      --         --          --        686           --           --          --          --
-----------------------------------------------------------------------------------------------------------------------------------
Net income                          $75,553    $77,216     $77,537    $74,232      $75,499      $71,292     $65,123     $64,189
===================================================================================================================================
Net income applicable
  to common stock                   $73,464    $75,129     $75,450    $72,145      $73,410      $69,205     $63,036     $62,102
===================================================================================================================================
 Net income per
    common  share                     $0.54      $0.55       $0.55      $0.53        $0.54        $0.51       $0.46       $0.46
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
(In millions)
Total assets                        $29,034    $27,879     $27,185    $27,714      $27,599      $27,271     $25,972     $25,467
Loans                                17,772     17,398      16,774     16,215       16,223       16,309      15,681      15,028
Interest earning assets              27,492     26,321      25,660     26,168       25,953       25,553      24,337      23,757
Deposits                             16,351     15,803      15,340     14,832       14,706       14,770      14,422      14,148
Interest bearing liabilities         23,258     22,205      21,649     22,244       22,108       21,821      20,565      20,100
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on assets                       1.03%      1.10%       1.14%      1.09%        1.09%        1.04%       1.01%       1.01%
Return on equity                      14.08      14.71       15.36      15.25        15.72        15.24       14.43       14.57



                                30 POPULAR, INC.

         Management's Report on Responsibility for Financial Reporting


[POPULAR, INC. LOGO]


         To Our Stockholders:


         The management of Popular, Inc. has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

         Management maintains a comprehensive system of internal control to assure the proper authorization of transactions, the safeguarding of assets and the reliability of the financial records. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees. Popular, Inc. maintains a strong internal auditing program that independently assesses the effectiveness of the system of internal control and recommends possible improvements. Management believes that as of December 31, 2001, Popular, Inc. maintains an effective system of internal control.

         The Audit Committee of the Board of Directors reviews the systems of internal control and financial reporting. The Committee, which is comprised of directors who are independent from Popular, Inc., meets and consults regularly with management, the internal auditors and the independent accountants to review the scope and results of their work.

         The accounting firm of PricewaterhouseCoopers LLP has performed an independent audit of Popular, Inc.'s consolidated financial statements. Management has made available to PricewaterhouseCoopers LLP all of Popular, Inc.'s financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.



        /s/ Richard L. Carrion                                 /s/ Jorge A. Junquera
        -------------------------------------                  --------------------------------------
        Richard L. Carrion                                     Jorge A. Junquera
        Chairman of the Board,                                 Senior Executive Vice President
        President and Chief Executive Officer                  and Chief Financial Officer



                             31 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


Report of Independent Accountants


[PRICEWATERHOUSECOOPERS LOGO]



         To the Board of Directors and Stockholders of Popular, Inc.


         In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



         /s/ PricewaterhouseCoopers LLP
         PricewaterhouseCoopers LLP
         San Juan, Puerto Rico
         February 21, 2002


         Stamp 1767185 of the P.R.
         Society of Certified Public
         Accountants has been affixed
         to the file copy of this report.


                                32 POPULAR, INC.

Consolidated Statements of Condition


                                                                                                         December 31,
                                                                                            ---------------------------------------
(In thousands, except per share information)                                                    2001                    2000
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                        $606,142               $726,051
-----------------------------------------------------------------------------------------------------------------------------------
Money market investments:
   Federal funds sold and securities purchased under
     agreements to resell                                                                       820,332              1,057,320
   Time deposits with other banks                                                                 3,056                 10,908
   Bankers' acceptances                                                                             402                    390
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                823,790              1,068,618
-----------------------------------------------------------------------------------------------------------------------------------
Trading securities, at market value:
   Pledged securities with creditors' right to repledge                                         244,916                124,016
   Other trading securities                                                                      25,270                 29,057
Investment securities available-for-sale, at market value:
   Pledged securities with creditors' right to repledge                                       4,056,655              3,657,729
   Other securities available-for-sale                                                        5,227,746              5,138,195
Investment securities held-to-maturity, at amortized cost
  (market value 2001 - $596,415; 2000 - $258,572)                                               592,360                264,731
Loans held-for-sale, at lower of cost or market                                                 939,488                823,901
-----------------------------------------------------------------------------------------------------------------------------------
Loans:
   Loans pledged with creditors' right to repledge                                              301,706                     --
   Other loans                                                                               17,254,323             15,580,379
   Less - Unearned income                                                                       326,966                347,195
          Allowance for loan losses                                                             336,632                290,653
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             16,892,431             14,942,531
-----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                          405,705                405,772
Other real estate                                                                                31,533                 23,518
Customers' liabilities on acceptances                                                             1,792                  1,647
Accrued income receivable                                                                       186,143                202,540
Other assets                                                                                    452,047                367,150
Intangible assets                                                                               258,658                281,595
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            $30,744,676            $28,057,051
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits:
     Non-interest bearing                                                                    $3,281,841             $3,109,885
     Interest bearing                                                                        13,088,201             11,695,022
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             16,370,042             14,804,907
   Federal funds purchased and securities sold under agreements to repurchase                 5,751,768              4,964,115
   Other short-term borrowings                                                                1,827,242              4,369,212
   Notes payable                                                                              3,735,131              1,176,912
   Acceptances outstanding                                                                        1,792                  1,647
   Other liabilities                                                                            510,894                470,687
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             28,196,869             25,787,480
-----------------------------------------------------------------------------------------------------------------------------------
   Subordinated notes                                                                           125,000                125,000
-----------------------------------------------------------------------------------------------------------------------------------
   Preferred beneficial interest in Popular North America's junior subordinated
     deferrable interest debentures guaranteed by the Corporation                               149,080                150,000
-----------------------------------------------------------------------------------------------------------------------------------
   Commitments and contingencies
-----------------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                                      909                    927
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock, $25 liquidation value; 10,000,000 shares authorized;
     4,000,000 issued and outstanding                                                           100,000                100,000
   Common stock, $6 par value;  180,000,000 shares authorized;
     138,749,647 shares issued (2000 - 138,392,822) and 136,362,364 shares
     outstanding (2000 - 135,998,617)                                                           832,498                830,356
   Surplus                                                                                      268,544                260,984
   Retained earnings                                                                          1,057,724                865,082
   Accumulated other comprehensive income,
     net of tax of $27,918 (2000 - $1,683)                                                       80,188                  3,436
   Treasury stock - at cost, 2,387,283 shares (2000 - 2,394,205)                                (66,136)               (66,214)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              2,272,818              1,993,644
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            $30,744,676            $28,057,051
===================================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.


                             33 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


Consolidated Statements of Income


                                                                                           Year ended December 31,
                                                                            -------------------------------------------------------
(In thousands, except per share information)                                   2001                  2000                  1999
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Loans                                                                     $1,559,890           $1,586,832           $1,373,158
  Money market investments                                                      47,610               62,356               33,434
  Investment securities                                                        473,344              486,198              425,907
  Trading securities                                                            15,018               14,771               19,171
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             2,095,862            2,150,157            1,851,670
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Deposits                                                                     518,168              529,373              452,215
  Short-term borrowings                                                        329,648              508,029              317,646
  Long-term debt                                                               171,061              129,994              128,071
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             1,018,877            1,167,396              897,932
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                          1,076,985              982,761              953,738
Provision for loan losses                                                      213,250              194,640              148,948
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                            863,735              788,121              804,790
Service charges on deposit accounts                                            146,994              125,519              118,187
Other service fees                                                             236,475              215,995              169,727
Gain on sale of investment securities                                               27               11,201                  638
Derivative losses                                                              (20,228)                  --                   --
Trading account (loss) profit                                                   (1,781)               1,991               (1,582)
Gain on sale of loans                                                           45,633               39,673               34,890
Other operating income                                                          58,396               69,681               51,056
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             1,329,251            1,252,181            1,177,706
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Personnel costs:
   Salaries                                                                    321,386              306,529              289,995
   Profit sharing                                                               16,251               18,913               23,881
   Pension and other benefits                                                   87,505               68,734               72,820
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               425,142              394,176              386,696
  Net occupancy expenses                                                        72,100               67,720               60,814
  Equipment expenses                                                            97,383               98,022               88,334
  Other taxes                                                                   38,756               34,125               33,290
  Professional fees                                                             67,663               64,851               67,955
  Communications                                                                48,883               45,689               43,146
  Business promotion                                                            50,783               46,791               45,938
  Printing and supplies                                                         17,804               20,828               20,709
  Other operating expenses                                                      74,185               69,673               58,812
  Amortization of intangibles                                                   27,438               34,558               31,788
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               920,137              876,433              837,482
-----------------------------------------------------------------------------------------------------------------------------------
Income before income tax, minority interest and cumulative
  effect of accounting change                                                  409,114              375,748              340,224
Income tax                                                                     105,280              100,797               85,120
Net loss of minority interest                                                       18                1,152                2,454
-----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                           303,852              276,103              257,558
Cumulative effect of accounting change, net of tax                                 686                   --                   --
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    $304,538             $276,103             $257,558
===================================================================================================================================
NET INCOME APPLICABLE TO COMMON STOCK                                         $296,188             $267,753             $249,208
===================================================================================================================================
NET INCOME PER COMMON SHARE (BASIC AND DILUTED) (BEFORE AND AFTER
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE)                                        $2.17                $1.97                $1.84
===================================================================================================================================
DIVIDENDS DECLARED PER COMMON SHARE                                              $0.76                $0.64                $0.60
===================================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.


                                34 POPULAR, INC.

Consolidated Statements of Cash Flows


                                                                                            Year ended December 31,
                                                                            -------------------------------------------------------
(In thousands)                                                                   2001               2000                   1999
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                   $304,538            $276,103              $257,558
-----------------------------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization of premises and equipment                    75,962              76,848                71,320
      Provision for loan losses                                                 213,250             194,640               148,948
      Net amortization of intangibles                                            27,438              34,558                31,788
      Net gain on sale of investment securities                                     (27)            (11,201)                 (638)
      Derivatives losses                                                         20,228                  --                    --
      Net loss on disposition of premises and equipment                             672                 210                   365
      Net gain on sale of loans, excluding loans held-for-sale                   (1,173)             (7,935)               (2,717)
      Net amortization of premiums and accretion of discounts
         on investments                                                           6,708                 920                 6,878
      Net amortization of deferred loan origination fees and costs               22,881              22,093                 2,565
      Net (increase) decrease in loans held-for-sale                           (115,587)           (204,603)               26,818
      Net (increase) decrease in trading securities                            (117,113)             83,537                82,117
      Net decrease (increase) in accrued income receivable                       16,397             (32,526)              (19,414)
      Net decrease (increase) in other assets                                    10,574             (29,116)              (38,201)
      Net (decrease) increase in interest payable                               (61,559)             24,901                18,592
      Net increase (decrease) in current and deferred taxes                      19,356             (11,234)              (50,987)
      Net increase in postretirement benefit obligation                           4,052               3,844                 9,708
      Net increase in other liabilities                                          15,494              18,625                28,423
-----------------------------------------------------------------------------------------------------------------------------------
    Total adjustments                                                           137,553             163,561               315,565
-----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                   442,091             439,664               573,123
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease (increase) in money market investments                           244,828            (113,403)              (38,096)
  Purchases of investment securities held-to-maturity                        (7,973,243)         (5,517,411)           (6,070,728)
  Maturities and redemptions of investment securities held-to-maturity        7,635,276           5,458,897             6,095,690
  Purchases of investment securities available-for-sale                      (7,335,423)         (4,797,570)           (6,305,513)
  Maturities of investment securities available-for-sale                      5,785,806           2,784,494             5,467,356
  Proceeds from sales of investment securities available-for-sale             1,161,097             818,955               168,337
  Net disbursements on loans                                                 (2,316,388)         (1,877,934)           (2,946,579)
  Proceeds from sale of loans                                                   887,238           1,024,637               920,421
  Acquisition of loan portfolios                                               (833,035)           (589,178)               (5,945)
  Assets acquired, net of cash                                                       --              (8,453)               (1,718)
  Acquisition of premises and equipment                                         (79,472)            (75,147)             (108,428)
  Proceeds from sale of premises and equipment                                    2,905              11,631                24,923
  Cash transferred due to sale of investment in subsidiary                           --             (46,899)                   --
-----------------------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                    (2,820,411)         (2,927,381)           (2,800,280)
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                                    1,552,033             926,171               501,501
  Net increase in federal funds purchased and
    securities sold under agreements to repurchase                              787,653             549,635               337,980
  Net (decrease) increase in other short-term borrowings                     (2,541,970)          1,794,575               972,474
  Net proceeds (payment) from notes payable and
    capital securities                                                        2,557,299            (632,744)              542,735
  Dividends paid                                                               (106,384)            (95,297)              (87,012)
  Proceeds from issuance of common stock                                          9,702               9,823                 9,387
  Treasury stock sold (acquired)                                                     78              (2,091)              (53,919)
-----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                                 2,258,411           2,550,072             2,223,146
-----------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and due from banks                             (119,909)             62,355                (4,011)
Cash and due from banks at beginning of year                                    726,051             663,696               667,707
-----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                         $606,142            $726,051              $663,696
===================================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.


                             35 ANNUAL REPORT 2001

GROWING WITH GENERATIONS

Consolidated Statements of Changes in Stockholders' Equity


                                                                                       Year ended December 31,
                                                                    ---------------------------------------------------------------
(In thousands)                                                         2001                     2000                    1999
-----------------------------------------------------------------------------------------------------------------------------------

PREFERRED STOCK:
  Balance at beginning and end of year                               $  100,000            $  100,000            $  100,000
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK:
  Balance at beginning of year                                          830,356               827,662               825,690
  Common stock issued under Dividend
    Reinvestment Plan                                                     2,142                 2,694                 1,972
-----------------------------------------------------------------------------------------------------------------------------------
             Balance at end of year                                     832,498               830,356               827,662
-----------------------------------------------------------------------------------------------------------------------------------
SURPLUS:
  Balance at beginning of year                                          260,984               243,855               216,795
  Common stock issued under
    Dividend Reinvestment Plan                                            7,560                 7,129                 7,415
  Treasury stock issued for acquisition                                      --                    --                15,645
  Transfer from retained earnings                                            --                10,000                 4,000
-----------------------------------------------------------------------------------------------------------------------------------
             Balance at end of year                                     268,544               260,984               243,855
-----------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
  Balance at beginning of year                                          865,082               694,301               530,481
  Net income                                                            304,538               276,103               257,558
  Cash dividends declared on common stock                              (103,546)              (86,972)              (81,388)
  Cash dividends declared on preferred stock                             (8,350)               (8,350)               (8,350)
  Transfer to surplus                                                        --               (10,000)               (4,000)
-----------------------------------------------------------------------------------------------------------------------------------
             Balance at end of year                                   1,057,724               865,082               694,301
-----------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
  Balance at beginning of year                                            3,436              (140,709)               75,706
  Other comprehensive income (loss), net of tax                          76,752               144,145              (216,415)
-----------------------------------------------------------------------------------------------------------------------------------
             Balance at end of year                                      80,188                 3,436              (140,709)
-----------------------------------------------------------------------------------------------------------------------------------
TREASURY STOCK - AT COST:
  Balance at beginning of year                                          (66,214)              (64,123)              (39,559)
  Sale (purchase) of common stock                                            78                (2,091)              (53,919)
  Treasury stock issued in acquisitions                                      --                    --                29,355
-----------------------------------------------------------------------------------------------------------------------------------
             Balance at end of year                                     (66,136)              (66,214)              (64,123)
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                           $2,272,818            $1,993,644            $1,660,986
===================================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.


                                36 POPULAR, INC.

Consolidated Statements of Comprehensive Income


                                                                                               Year ended December 31,
                                                                                 --------------------------------------------------
(In thousands)                                                                     2001                 2000                1999
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                                                       $304,538            $276,103            $257,558
------------------------------------------------------------------------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
  Foreign currency translation adjustment                                            (572)             (1,297)             (1,050)
  Less: reclassification adjustment for foreign currency translation
   loss realized upon the sale of investment in a foreign entity                       --              (1,678)                 --
  Unrealized gains (losses) on securities:
   Unrealized holding gains (losses) arising during the period,
     net of tax of $26,076 (2000 - $40,042; 1999 - ($61,061))                      75,831             153,280            (215,140)
   Less: reclassification adjustment for (losses) gains included
     in net income, net of tax of ($102) (2000 - $2,366; 1999 - $106)              (1,025)              9,516                 225
  Net loss on cash flow hedges                                                     (2,162)                 --                  --
  Less: reclassification adjustment for losses included in net income,
   net of tax of ($1,395)                                                          (2,240)                 --                  --
  Cumulative effect of accounting change                                              254                  --                  --
  Less: reclassification adjustment for losses included in net income,
   net of tax of ($77)                                                               (136)                 --                  --
-----------------------------------------------------------------------------------------------------------------------------------
  Total other comprehensive income (loss), net of tax                              76,752             144,145            (216,415)
-----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                           $381,290            $420,248             $41,143
===================================================================================================================================

DISCLOSURE OF ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):


                                                                                               Year ended December 31,
                                                                                 --------------------------------------------------
(In thousands)                                                                     2001              2000                1999
-----------------------------------------------------------------------------------------------------------------------------------

Foreign currency translation adjustment                                          $(1,456)           $ (884)          $  (1,265)
Unrealized gains (losses) on securities                                           81,176             4,320            (139,444)
Unrealized gains on derivatives                                                       78                --                  --
Cumulative effect of accounting change                                               390                --                  --
-----------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income (loss)                                    $80,188            $3,436           $(140,709)
===================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


                             37 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


Notes to Consolidated Financial Statements

         Note 1  - Summary of significant accounting policies ................. 39
         Note 2  - Cash and due from banks .................................... 43
         Note 3  - Securities purchased under agreements to resell ............ 43
         Note 4  - Investment securities available-for-sale ................... 43
         Note 5  - Investment securities held-to-maturity ..................... 45
         Note 6  - Pledged assets ............................................. 46
         Note 7  - Loans and allowance for loan losses ........................ 47
         Note 8  - Related party transactions ................................. 47
         Note 9  - Premises and equipment ..................................... 48
         Note 10 - Deposits ................................................... 48
         Note 11 - Federal funds purchased and securities sold
                   under agreements to repurchase ............................. 48
         Note 12 - Other short-term borrowings ................................ 50
         Note 13 - Notes payable .............................................. 50
         Note 14 - Subordinated notes ......................................... 50
         Note 15 - Preferred beneficial interest in Popular North
                   America's junior subordinated deferrable
                   interest debentures guaranteed by the Corporation .......... 51
         Note 16 - Long-term debt maturity requirements ....................... 51
         Note 17 - Earnings per common share .................................. 51
         Note 18 - Stockholders' equity ....................................... 51
         Note 19 - Regulatory capital requirements ............................ 51
         Note 20 - Servicing assets ........................................... 52
         Note 21 - Sales of receivables ....................................... 52
         Note 22 - Interest on investments .................................... 53
         Note 23 - Employee benefits .......................................... 53
         Note 24 - Stock option plan .......................................... 56
         Note 25 - Rental expense and commitments ............................. 56
         Note 26 - Income tax ................................................. 57
         Note 27 - Off-balance sheet lending activities and
                   concentration of credit risk ............................... 58
         Note 28 - Disclosures about fair value of financial instruments ...... 58
         Note 29 - Derivative instruments and hedging activities .............. 59
         Note 30 - Supplemental disclosure on the consolidated
                   statements of cash flows ................................... 61
         Note 31 - Segment reporting .......................................... 61
         Note 32 - Contingent liabilities ..................................... 62
         Note 33 - Popular, Inc. (Holding Company only) financial
                   information ................................................ 62
         Note 34 - Condensed consolidating financial information
                   of guarantor and issuers of registered guaranteed
                   securities ................................................. 64


                                38 POPULAR, INC.

Notes to Consolidated Financial Statements


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of Popular, Inc. and its subsidiaries (the Corporation) conform with generally accepted accounting principles and with general practices within the financial industry. The following is a description of the most significant of these policies:

Nature of operations

Popular, Inc. is a bank holding company offering a full range of financial services through banking offices in Puerto Rico, the United States and the U.S. and British Virgin Islands. The Corporation is also engaged in mortgage and consumer lending, lease financing, broker/dealer activities, retail financial services, insurance agency services and information technology, ATM and data processing services through its non-banking subsidiaries in Puerto Rico, the United States, the Caribbean and Central America. Note 31 to the consolidated financial statements presents further information about the Corporation's business segments.

Principles of consolidation

The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

         Certain of the Corporation's non-banking subsidiaries have fiscal years ending on November 30(th). Accordingly, their financial information as of that date corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31(st). There are no significant intervening events resulting from the difference in fiscal periods, which management believes may materially affect the financial position or results of operations of the Corporation for the years ended December 31, 2001, 2000 and 1999.

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

Derivative financial instruments

The Corporation occasionally uses derivative financial instruments as part of its overall interest rate risk management strategy and to minimize significant unplanned fluctuations in earnings and cash flows caused by interest rate volatility.

         Effective January 1, 2001, the Corporation adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities in the statement of financial condition and measurement of those instruments at fair value. On the date the Corporation enters into a derivative contract, the derivative instrument is designated as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in accumulated other comprehensive income and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income. For free-standing derivative instruments, changes in the fair values are reported in current period net income.

         Prior to entering a hedge transaction, the Corporation formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions along with a formal assessment at both inception of the hedge and on an ongoing basis as to the effectiveness of the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued and the adjustment to fair value of the derivative instrument is recorded in net income.

         In accordance with the transition provisions of SFAS No. 133, the Corporation recorded a $686,000 net-of-tax cumulative effect adjustment in earnings as of January 1, 2001. In addition, the Corporation recorded


                             39 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


a $254,000 net-of-tax cumulative effect adjustment in other comprehensive income as of January 1, 2001.

         As of December 31, 2001, the Corporation had $390,000 in accumulated other comprehensive income pertaining to the cumulative effect of adopting SFAS No. 133. This amount pertains to the reclassification of $29,256,000 of held-to-maturity securities as available-for-sale as permitted by SFAS No. 133. Therefore, the Corporation does not expect reclassification of this transition adjustment included in other comprehensive income within the next twelve months.

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

         Recognition of interest income on commercial and construction loans is discontinued when loans are 60 days or more in arrears on payments of principal or interest or when other factors indicate that collection of principal and interest is doubtful. Interest accrual for lease financing, conventional mortgage loans and closed-end consumer loans is ceased when loans are 90 days or more in arrears. Loans designated as non-accruing are not returned to an accrual status until interest is received on a current basis and those factors indicative of doubtful collection cease to exist. Closed-end consumer loans and leases are charged-off against the allowance for loan losses when 120 days in arrears. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears. Income is generally recognized on open-end consumer loans until the loans are charged-off.

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

         The Corporation has defined impaired loans as loans with interest and/or principal past due 90 days or more and other specific loans for which, based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective rate, on the observable market price of the loan or on the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment based on past experience adjusted for current economic conditions. Commercial loans exceeding $250,000 are individually evaluated for impairment. Once a specific measurement methodology is chosen, it is consistently applied unless there is a significant change in the financial position of the borrower. Impaired loans for which the discounted cash flows, collateral value or market price is less than its carrying value require an allowance. The allowance for impaired loans is part of the Corporation's overall allowance for loan losses.

         Cash payments received on impaired loans are recorded in accordance with the contractual terms of the loan. The principal portion of the payment is used to reduce the principal balance of the loan, whereas the interest portion is recognized as interest income. However, when management believes the ultimate collectibility of principal is in doubt, the interest portion is applied to principal.

Transfers and servicing of financial assets and extinguishment of liabilities

After a transfer of financial assets, the Corporation recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

         The Corporation sells mortgage and other loans through secondary market securitizations. Upon consummation of a sale, the securitized loans are removed from the balance sheet and a gain or loss on the sale is recognized. If the securitized asset is retained rather than sold, the asset is reclassified on the balance sheet and no gain or loss is recognized.

         In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of SFAS No. 125," was issued by the Financial Accounting Standards Board. The statement's provisions requiring the recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral were adopted by the Corporation in the year ended December 31, 2000. SFAS No. 140 also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The latter provisions were effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. The adoption of these provisions did not have a material impact on the Corporation's financial condition or results of operations.


                                40 POPULAR, INC.

Servicing assets

         Servicing assets represent the costs of acquiring the contractual right to service loans for others. Loan servicing fees, which are based on a percentage of the principal balances of the loans serviced, are credited to income as loan payments are collected.

         The Corporation recognizes as separate assets the rights to service loans for others, whether those servicing assets are originated or purchased. The total cost of loans to be sold with servicing assets retained is allocated to the servicing assets and the loans (without the servicing assets), based on their relative fair values. Servicing assets are amortized in proportion to and over the period of estimated net servicing income. In addition, the Corporation assesses capitalized servicing assets for impairment based on the fair value of those assets.

         To estimate the fair value of servicing assets the Corporation considers prices for similar assets and the present value of expected future cash flows associated with the servicing assets calculated using assumptions that market participants would use in estimating future servicing income and expense, including discount rates, anticipated prepayment and credit loss rates. For purposes of evaluating and measuring impairment of capitalized servicing assets, the Corporation stratifies such assets based on predominant risk characteristics of underlying loans, such as loan type, rate and term. The amount of impairment recognized, if any, is the amount by which the capitalized servicing assets per stratum exceed its estimated fair value. Impairment is recognized through a valuation allowance with changes included in net income for the period in which the change occurs.

Interest-only securities

The Corporation periodically sells residential mortgage loans to a qualifying special-purpose entity (SPE), which in turn issues asset-backed securities to investors. The Corporation retains an interest in the loans sold in the form of a residual or interest-only security and may also retain other subordinated interests in the receivables sold to the SPE. The residual or interest-only security represents the present value of future excess cash flows resulting from the difference between the finance charge income received from the obligors on the loans and the interest paid to the investors in the asset-backed securities, net of credit losses, servicing fees and other expenses. In the normal course of business the Corporation also acquires interest-only securities in the secondary market. The interest-only securities are classified as available-for-sale securities and are measured at fair value. Factors considered in the valuation model for calculating the fair value of these subordinated interests are market discount rates, anticipated prepayment and loss rates on the underlying assets.

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

         It is the Corporation's policy to maintain effective control over securities sold under agreements to repurchase; accordingly, such securities continue to be carried on the statement of condition.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange at the end of the period. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar, is reported in other comprehensive income.

Income taxes

The Corporation uses an asset and liability approach to the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation's


                             41 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


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

Stock option plan

The Corporation has a stock option plan that permits the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory options of the Corporation. SFAS No. 123 "Accounting for Stock-Based Compensation" establishes a fair value based method of accounting for stock-based compensation plans and encourages entities to adopt that method of accounting for their employee stock compensation plans. This pronouncement also allows an entity to continue to measure compensation cost for those plans based on Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and disclose the pro forma net income and net income per share as if the fair value method had been applied in measuring cost. The Corporation has elected to use APB 25 and related interpretations in accounting for stock-based compensation plans.

Comprehensive income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. The presentation of comprehensive income is included in a separate statement of comprehensive income.

Earnings per common share

Basic earnings per common share are computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares of the Corporation outstanding during the year. Diluted earnings per common share take into consideration the weighted average common shares adjusted for the effect of stock options, using the treasury stock method.

Statement of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

Reclassifications

Certain reclassifications have been made to the 2000 and 1999 consolidated financial statements to conform with the 2001 presentation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS AND REGULATIONS

SFAS No. 141 "Business Combinations"

This Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." This statement requires all business combinations to be accounted for using the purchase method of accounting. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. This statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of this pronouncement did not have a material effect on the consolidated financial statements of the Corporation.

SFAS No. 142 "Goodwill and Other Intangible Assets"

This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

         SFAS No. 142 changes the subsequent accounting for goodwill and other intangible assets in the following significant respects:

         - Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have useful lives will continue to be amortized over their useful lives, but without the constraint of an arbitrary ceiling. Opinion No. 17 mandated an arbitrary ceiling of 40 years for that amortization.

         - SFAS No. 142 provides specific guidance for testing goodwill for impairment. Goodwill will be tested for impairment at least annually using a two-step process that begins with an estimation of the fair value of a reporting unit. The first step is a screen for potential impairment, and the second step measures the amount of impairment, if any.

         - SFAS No. 142 requires disclosure of information about goodwill and other intangible assets in the years subsequent to their acquisition that was not previously required. These


                                42 POPULAR, INC.

         disclosures include information about the changes in the carrying amount of goodwill from period to period (in the aggregate and by reportable segment), the carrying amount of intangible assets by major intangible asset class for those assets subject to amortization and for those not subject to amortization, and the estimated intangible asset amortization expense for the next five years.

         The provisions of this statement are required to start with fiscal years beginning after December 15, 2001. This statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this statement (resulting from a transitional impairment test) are to be reported as resulting from a change in accounting principle. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the provisions of SFAS No. 142. Goodwill amortization for the year 2001 approximated $17,000,000. Management is still in the process of determining the full impact of the provisions of SFAS No. 142, however, no significant impact is expected since no goodwill impairment is foreseen upon the adoption of this statement.

SFAS No. 143 "Accounting for Asset Retirement Obligations"

This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management believes that the adoption of this statement will not have a material effect on the consolidated financial statements of the Corporation.

SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets"

The scope of this statement is to develop a single accounting model for long-lived assets that are to be disposed of by sale, whether previously held and used or newly acquired. The provisions of this statement will be effective for financial statements issued for fiscal years beginning after December 15, 2001. Management believes that the adoption of this statement will not have a material effect on the consolidated financial statements of the Corporation.

NOTE 2 - CASH AND DUE FROM BANKS:

The Corporation's subsidiary banks are required by regulatory agencies to maintain average reserve balances. The amount of those required average reserve balances was approximately $448,385,000 at December 31, 2001 (2000 - $439,609,000).

NOTE 3 - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

The securities underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. Although the Corporation is permitted by contract to repledge the securities, it has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.

         The fair value of the collateral securities held by the Corporation on these transactions as of December 31, was as follows:

(In thousands)                2001               2000
-------------------------------------------------------

Repledged                   $738,685           $899,363
Not repledged                 24,094             57,465
-------------------------------------------------------
Total                       $762,779           $956,828
=======================================================

         The repledged securities were used as underlying securities for repurchase agreement transactions.

NOTE 4 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities available-for-sale as of December 31, 2001 and 2000 (1999 - only market value is presented) were as follows:


                             43 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


                                                             2001
-------------------------------------------------------------------------------------------------------
                                                       GROSS        GROSS                      WEIGHTED
                                     AMORTIZED      UNREALIZED   UNREALIZED       MARKET       AVERAGE
                                        COST           GAINS        LOSSES        VALUE         YIELD
-------------------------------------------------------------------------------------------------------
                                                           (Dollars in thousands)
U.S. Treasury securities
 (average maturity of
 1 year and 1 month):
  Within 1 year                      $  270,176      $  5,615                   $  275,791       6.13%
  After 1 to 5 years                    380,071        13,007                      393,078       5.14
-------------------------------------------------------------------------------------------------------
                                        650,247        18,622                      668,869       5.55
-------------------------------------------------------------------------------------------------------
Obligations of other
 U.S. Government
 agencies and corporations
 (average maturity of
 4 years and 7 months):
  Within 1 year                       1,173,100        22,388                    1,195,488       6.42
  After 1 to 5 years                  2,226,467         9,657      $27,414       2,208,710       4.47
  After 5 to 10 years                 1,509,001        29,893        7,144       1,531,750       5.46
  After 10 years                        300,000         2,455                      302,455       6.40
-------------------------------------------------------------------------------------------------------
                                      5,208,568        64,393       34,558       5,238,403       5.31
-------------------------------------------------------------------------------------------------------
Obligations of P.R.,
 States and political
 subdivisions (average
 maturity of 8 years
 and 5 months):
  Within 1 year                           1,665            22                        1,687       5.92
  After 1 to 5 years                      6,417           176                        6,593       5.89
  After 5 to 10 years                    72,433         1,988                       74,421       5.95
  After 10 years                         21,128         1,734          167          22,695       4.54
-------------------------------------------------------------------------------------------------------
                                        101,643         3,920          167         105,396       5.65
-------------------------------------------------------------------------------------------------------
Collateralized mort-
 gage obligations
 (average maturity of
 21 years and 10 months):
  After 1 to 5 years                     17,335            28                       17,363       2.34
  After 5 to 10 years                    76,209         1,690                       77,899       5.96
  After 10 years                      2,148,283         6,443        7,902       2,146,824       3.47
-------------------------------------------------------------------------------------------------------
                                      2,241,827         8,161        7,902       2,242,086       3.55
-------------------------------------------------------------------------------------------------------
Mortgage-backed
 securities (average
 maturity of 24 years
 and 10 months):
  After 1 to 5 years                        158             2                          160       6.54
  After 5 to 10 years                    35,183           799            4          35,978       6.78
  After 10 years                        600,481         8,459        3,508         605,432       6.17
-------------------------------------------------------------------------------------------------------
                                        635,822         9,260        3,512         641,570       6.20
-------------------------------------------------------------------------------------------------------
Equity securities
 (without contractual
  maturity)                             231,474        48,475           10         279,939       2.13
-------------------------------------------------------------------------------------------------------
Other (average maturity
 of 17 years and 6 months):
  After 1 to 5 years                        474            42                          516       7.48
  After 5 to 10 years                     1,402            43            4           1,441       8.84
  After 10 years                        103,517         2,664                      106,181       8.49
-------------------------------------------------------------------------------------------------------
                                        105,393         2,749            4         108,138       8.49
-------------------------------------------------------------------------------------------------------
                                     $9,174,974      $155,580      $46,153      $9,284,401       4.92%
=======================================================================================================

                                                             2000                                             1999
---------------------------------------------------------------------------------------------------------------------
                                                      GROSS        GROSS                      WEIGHTED
                                     AMORTIZED     UNREALIZED    UNREALIZED      MARKET       AVERAGE        MARKET
                                        COST          GAINS        LOSSES        VALUE         YIELD         VALUE
---------------------------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
U.S. Treasury securities
 (average maturity of
 1 year and 1 month):
  Within 1 year                      $  589,795      $   174      $   348      $  589,621       5.49%      $  620,502
  After 1 to 5 years                    550,749        6,374                      557,123       5.94        1,383,675
---------------------------------------------------------------------------------------------------------------------
                                      1,140,544        6,548          348       1,146,744       5.71        2,004,177
---------------------------------------------------------------------------------------------------------------------
Obligations of other
 U.S. Government
 agencies and corporations
 (average maturity of
 4 years and 9 months):
  Within 1 year                       1,255,343        1,420          501       1,256,262       6.07          733,206
  After 1 to 5 years                  1,826,198       15,370          414       1,841,154       6.84        1,012,513
  After 5 to 10 years                 1,620,131        1,869       30,355       1,591,645       6.35        1,353,995
  After 10 years                        300,000                    11,392         288,608       6.40          267,688
---------------------------------------------------------------------------------------------------------------------
                                      5,001,672       18,659       42,662       4,977,669       6.46        3,367,402
---------------------------------------------------------------------------------------------------------------------
Obligations of P.R.,
 States and political
 subdivisions (average
 maturity of 10 years
 and 5 months):
  Within 1 year                           2,895            1           16           2,880       5.44            2,488
  After 1 to 5 years                      9,054           55           35           9,074       5.99           13,284
  After 5 to 10 years                    23,206          354          120          23,440       6.20           29,596
  After 10 years                         35,523        1,197          836          35,884       5.56           30,550
---------------------------------------------------------------------------------------------------------------------
                                         70,678        1,607        1,007          71,278       5.82           75,918
---------------------------------------------------------------------------------------------------------------------
Collateralized mort-
 gage obligations
 (average maturity of
 23 years and 5 months):
  Within 1 year                                                                                                 6,881
  After 1 to 5 years                     28,975                        10          28,965       7.05           35,463
  After 5 to 10 years                    80,547          779          126          81,200       6.61           90,512
  After 10 years                      1,443,022        4,859        4,761       1,443,120       7.03        1,063,206
---------------------------------------------------------------------------------------------------------------------
                                      1,552,544        5,638        4,897       1,553,285       7.01        1,196,062
---------------------------------------------------------------------------------------------------------------------
Mortgage-backed
 securities (average
 maturity of 23 years
 and 3 months):
  Within 1 year                              14                                        14       6.38               36
  After 1 to 5 years                     19,587                     1,026          18,561       5.58           22,743
  After 5 to 10 years                    20,806           67          135          20,738       6.77           28,681
  After 10 years                        660,437        3,048        6,811         656,674       6.70          437,701
---------------------------------------------------------------------------------------------------------------------
                                        700,844        3,115        7,972         695,987       6.67          489,161
---------------------------------------------------------------------------------------------------------------------
Equity securities
 (without contractual
  maturity)                             229,547       27,101          997         255,651       2.88          231,226
---------------------------------------------------------------------------------------------------------------------
Other (average maturity
 of 11 years and 9 months):
  Within 1 year                           6,784                                     6,784       8.14              894
  After 1 to 5 years                        776                        25             751       6.09            7,715
  After 5 to 10 years                     7,849           88          305           7,632       6.01            4,948
  After 10 years                         78,683        1,699          239          80,143       7.68           36,892
---------------------------------------------------------------------------------------------------------------------
                                         94,092        1,787          569          95,310       7.56           50,449
---------------------------------------------------------------------------------------------------------------------
                                     $8,789,921      $64,455      $58,452      $8,795,924       6.39%      $7,414,395
=====================================================================================================================


                                44 POPULAR, INC.

         The weighted average yield on investment securities available-for-sale is based on amortized cost, therefore it does not give effect to changes in fair value.

         The expected maturities of collateralized mortgage obligations, mortgage-backed securities and certain other securities differ from their contractual maturities because they may be subject to prepayments.

         The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 2001, by contractual maturity are shown below:

(In thousands)                      Amortized cost   Market value
-----------------------------------------------------------------

Within 1 year                         $1,444,941      $1,472,966
After 1 to 5 years                     2,630,922       2,626,420
After 5 to 10 years                    1,694,228       1,721,489
After 10 years                         3,173,409       3,183,587
-----------------------------------------------------------------

  Total                               $8,943,500      $9,004,462
Without contractual maturity             231,474         279,939
-----------------------------------------------------------------
Total investment securities
  available-for-sale                  $9,174,974      $9,284,401
=================================================================

         Proceeds from the sale of investment securities available-for-sale during 2001 were $1,161,097,000 (2000 - $818,955,000; 1999 - $168,337,000).
Gross realized gains and losses on those sales during the year were $8,505,000 and $8,478,000, respectively (2000 - $17,048,000 and $5,847,000; 1999 - $978,000
and $340,000).

         As of December 31, 2001 and 2000, the investments in obligations that are payable and secured by the same source of revenue or taxing authority, other than the U.S. Government, did not exceed 10 percent of stockholders' equity.

NOTE 5 - INVESTMENT SECURITIES HELD-TO-MATURITY:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities held-to-maturity as of December 31, 2001 and 2000 (1999 - only amortized cost is presented) were as follows:

                                                                 2001
-------------------------------------------------------------------------------------------------------------
                                                         GROSS         GROSS                         WEIGHTED
                                        AMORTIZED      UNREALIZED    UNREALIZED       MARKET         AVERAGE
                                          COST           GAINS         LOSSES          VALUE          YIELD
-------------------------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)
Obligations of
 other U.S.
 Government
 agencies and
 corporations
 (average matu-
 rity of 1 month):
  Within 1 year                         $416,980         $    4                      $416,984          1.96%
-------------------------------------------------------------------------------------------------------------
Obligations of P.R.,
 States and political
 subdivisions
 (average maturity
 of 13 years and
 8 months):
  Within 1 year                           20,815                        $  2           20,813          1.16
  After 1 to 5 years                       9,056            281           37            9,300          7.29
  After 5 to 10 years                      7,166            257            3            7,420          6.56
  After 10 years                          55,485          3,947            6           59,426          4.92
-------------------------------------------------------------------------------------------------------------
                                          92,522          4,485           48           96,959          4.43
-------------------------------------------------------------------------------------------------------------
Collateralized
 mortgage obliga-
 tions (average
 maturity of 22 years
 and 9 months):
  After 10 years                           1,430                         114            1,316          6.45
-------------------------------------------------------------------------------------------------------------
Other (average maturity of
 3 years and 4 months):
  Within 1 year                           11,250             52                        11,302          5.08
  After 1 to 5 years                      60,487             79          551           60,015          5.19
  After 5 to 10 years                      9,691            148                         9,839          5.64
-------------------------------------------------------------------------------------------------------------
                                          81,428            279          551           81,156          5.23
-------------------------------------------------------------------------------------------------------------
                                        $592,360         $4,768         $713         $596,415          2.81%
=============================================================================================================


                             45 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


                                                          2000                                                   1999
------------------------------------------------------------------------------------------------------------------------
                                                   GROSS        GROSS                          WEIGHTED
                                  AMORTIZED     UNREALIZED    UNREALIZED        MARKET         AVERAGE         AMORTIZED
                                    COST           GAINS        LOSSES          VALUE           YIELD            COST
------------------------------------------------------------------------------------------------------------------------
                                                               (Dollars in thousands)
Obligations of
other U.S.
Government
agencies and
corporations
(average matu-
rity of 1 month):
  Within 1 year                   $ 11,061         $ 48         $   14         $ 11,095          6.37%
------------------------------------------------------------------------------------------------------------------------
Obligations of P.R.,
States and political
subdivisions (average
maturity of 9 years
and 3 months):
  Within 1 year                     35,400                          13           35,387          3.76          $  4,067
  After 1 to 5 years                13,988          170             85           14,073          7.75            15,199
  After 5 to 10 years                5,960          112            179            5,893          6.72             5,289
  After 10 years                    63,247          196          1,329           62,114          7.21            34,224
------------------------------------------------------------------------------------------------------------------------
                                   118,595          478          1,606          117,467          6.22            58,779
------------------------------------------------------------------------------------------------------------------------
Collateralized
mortgage obliga-
tions (average
maturity of 13 years
and 6 months):
  After 1 to 5 years                 5,011            6                           5,017          7.52             9,586
  After 10 years                     7,358           17            164            7,211          6.68             9,344
------------------------------------------------------------------------------------------------------------------------
                                    12,369           23            164           12,228          7.02            18,930
------------------------------------------------------------------------------------------------------------------------
Mortgage-backed
securities (average
maturity of 9 years
and 6 months):
  After 1 to 5 years                    64                                           64         10.63
  After 5 to 10 years               16,679          375                          17,054          7.36            21,298
  After 10 years                     2,001                           9            1,992          6.71             2,461
------------------------------------------------------------------------------------------------------------------------
                                    18,744          375              9           19,110          7.30            23,759
------------------------------------------------------------------------------------------------------------------------
Other (average
maturity of 3 years
and 8 months):
  Within 1 year                     13,276                         208           13,068          5.17             6,008
  After 1 to 5 years                63,357                       3,116           60,241          5.22            58,518
  After 5 to 10 years               27,329                       1,966           25,363          5.47            43,873
------------------------------------------------------------------------------------------------------------------------
                                   103,962                       5,290           98,672          5.28           108,399
------------------------------------------------------------------------------------------------------------------------
                                  $264,731         $924         $7,083         $258,572          5.97%         $209,867
========================================================================================================================

         The expected maturities of collateralized mortgage obligations, mortgage-backed securities and certain other securities differ from their contractual maturities because they may be subject to prepayments.

         The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 2001, by contractual maturity are shown below:

(In thousands)                      Amortized cost   Market value
-----------------------------------------------------------------

Within 1 year                         $  449,045      $  449,099
After 1 to 5 years                        69,543          69,315
After 5 to 10 years                       16,857          17,259
After 10 years                            56,915          60,742
-----------------------------------------------------------------
Total investment securities
 held-to-maturity                     $  592,360      $  596,415
=================================================================

         As of December 31, 2001 and 2000, the investments in obligations that are payable from and secured by the same source of revenue or taxing authority, other than the U.S. Government, did not exceed 10 percent of stockholders' equity.

NOTE 6 - PLEDGED ASSETS:

At December 31, 2001 and 2000, securities and loans were pledged to secure public and trust deposits, securities sold under agreements to repurchase and other borrowings.

         The classification and carrying amount of pledged assets, which the secured parties are not permitted to sell or repledge the collateral as of December 31, were as follows:

(In thousands)                                       2001            2000
----------------------------------------------------------------------------
Investment securities available-for-sale          $1,973,552      $1,617,134
Investment securities held-to-maturity                 5,110           6,798
Loans                                              1,413,789         777,118
----------------------------------------------------------------------------
                                                  $3,392,451      $2,401,050
============================================================================

         Securities and loans that the creditor has the right by custom or contract to repledge are presented separately in the consolidated statements of condition.


                                46 POPULAR, INC.

NOTE 7 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

The composition of the loan portfolio at December 31, was as follows:

(IN THOUSANDS)                                                      2001                   2000
----------------------------------------------------------------------------------------------------
Loans secured by real estate:
  Insured or guaranteed by the U.S.
    Government or its agencies                                 $     72,354           $     67,057
  Guaranteed by the Commonwealth
    of Puerto Rico                                                   64,124                 71,225
  Commercial loans secured by real estate                         1,621,566              1,499,422
  Residential conventional mortgages                              5,384,803              3,701,143
  Construction and land development                                 311,339                308,545
  Consumer                                                          391,532                372,790
-----------------------------------------------------------------------------------------------------
                                                                  7,845,718              6,020,182
Financial institutions                                               24,697                 68,879
Commercial, industrial and agricultural                           5,522,018              5,263,682
Lease financing                                                   1,039,829                988,787
Consumer for household, credit cards
  and other consumer expenditures                                 2,935,207              3,113,727
Other                                                               188,560                125,122
-----------------------------------------------------------------------------------------------------
                                                               $ 17,556,029           $ 15,580,379
=====================================================================================================


         As of December 31, 2001, loans on which the accrual of interest income had been discontinued amounted to $426,766,000 (2000 - $319,188,000; 1999 -
$294,847,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $27,866,000 (2000 - $23,129,000; 1999 - $20,428,000). Non-accruing loans as of December 31, 2001 include $40,946,000 (2000 - $43,814,000; 1999 - $57,515,000) in consumer loans.

         The recorded investment in loans that were considered impaired at December 31, and the related disclosures follow:

                                                                         DECEMBER 31,
(IN THOUSANDS)                                                   2001                    2000
--------------------------------------------------------------------------------------------------
Impaired loans with a related allowance                        $  90,914              $ 112,503
Impaired loans that do not require allowance                      53,056                 42,491
--------------------------------------------------------------------------------------------------
     Total impaired loans                                      $ 143,970              $ 154,994
==================================================================================================
Allowance for impaired loans                                   $  36,799              $  27,308
==================================================================================================
Average balance of impaired
   loans during the year                                       $ 138,342              $ 175,756
==================================================================================================
Interest income recognized on
   impaired loans during the year                              $   3,668              $   5,060
==================================================================================================

         The changes in the allowance for loan losses for the year ended December 31, were as follows:

(IN THOUSANDS)                                      2001                  2000                  1999
----------------------------------------------------------------------------------------------------------
Balance at beginning of year                    $  290,653            $  292,010            $  267,249
Net allowances acquired (sold)                       1,675               (15,869)                  515
Provision for loan losses                          213,250               194,640               148,948
Recoveries                                          66,103                60,903                58,008
Loans charged-off                                 (235,049)             (241,031)             (182,710)
----------------------------------------------------------------------------------------------------------
Balance at end of year                          $  336,632            $  290,653            $  292,010
==========================================================================================================

         The components of the net financing leases receivable at December 31, were:

(IN THOUSANDS)                                                    2001                   2000
-----------------------------------------------------------------------------------------------------
Total minimum lease payments                                   $  864,330             $  820,528
Estimated residual value of leased property                       169,728                162,403
Deferred origination costs                                          5,771                  5,856
   Less - Unearned financing income                              (176,636)              (172,073)
-----------------------------------------------------------------------------------------------------
Net minimum lease payments                                        863,193                816,714
   Less - Allowance for loan losses                               (22,667)               (18,549)
-----------------------------------------------------------------------------------------------------
                                                               $  840,526             $  798,165
=====================================================================================================

         Estimated residual value is generally established at amounts expected to be sufficient to cover the Corporation's investment.

         At December 31, 2001, future minimum lease payments are expected to be received as follows:

(IN THOUSANDS)
-----------------------------------------------------------------
  2002                                             $ 310,499
  2003                                               241,366
  2004                                               172,250
  2005                                               102,838
  2006 and thereafter                                 37,377
-----------------------------------------------------------------
                                                   $ 864,330
=================================================================

NOTE 8 - RELATED PARTY TRANSACTIONS:

The Corporation grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

                                                    EXECUTIVE
(IN THOUSANDS)                                       OFFICERS              DIRECTORS                TOTAL
-----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                        $    3,073             $  199,510             $  202,583
New loans                                                1,194                227,087                228,281
Payments                                                (1,288)              (260,576)              (261,864)
Other changes                                                                 (57,426)               (57,426)
-----------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                        $    2,979             $  108,595             $  111,574
New loans                                                  549                358,481                359,030
Payments                                                  (606)              (357,308)              (357,914)
Other changes                                                                 (27,975)               (27,975)
-----------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                        $    2,922             $   81,793             $   84,715
=================================================================================================================


                             47  ANNUAL REPORT 2001

         These loans have been consummated on terms no more favorable than those that would have been obtained if the transaction had been with unrelated parties and do not involve more than the normal risk of collectibility.

         The amounts reported as "other changes" include decreases due to the change in status of those who are considered related parties.

NOTE 9 - PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

                                           USEFUL LIFE
(IN THOUSANDS)                               IN YEARS                2001                  2000
------------------------------------------------------------------------------------------------------
Land                                                             $   59,490            $   58,596
------------------------------------------------------------------------------------------------------
Buildings                                      10-50                243,641               238,098
Equipment                                       1-15                466,757               443,816
Leasehold improvements                        Various                79,339                73,092
------------------------------------------------------------------------------------------------------
                                                                    789,737               755,006
Less - Accumulated depreciation
       and amortization                                             457,697               418,057
------------------------------------------------------------------------------------------------------
                                                                    332,040               336,949
------------------------------------------------------------------------------------------------------
Construction in progress                                             14,175                10,227
------------------------------------------------------------------------------------------------------
                                                                 $  405,705            $  405,772
======================================================================================================

         Depreciation and amortization of premises and equipment for the year 2001 was $75,962,000 (2000 - $76,848,000; 1999 - $71,320,000) of which
$15,160,000 (2000 - $13,805,000; 1999 - $13,285,000) was charged to occupancy expense and $60,802,000 (2000 - $63,043,000; 1999 - $58,035,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $10,440,000 (2000 - $9,878,000; 1999 - $9,937,000).

NOTE 10 - DEPOSITS:

Total interest bearing deposits as of December 31, consisted of:

(IN THOUSANDS)                                      2001                   2000
--------------------------------------------------------------------------------------
Savings deposits:
  Savings accounts                              $ 4,359,670            $ 4,075,563
  NOW and money
    market accounts                               2,305,996              1,877,329
--------------------------------------------------------------------------------------
                                                  6,665,666              5,952,892
--------------------------------------------------------------------------------------
Certificates of deposit:
  Under $100,000                                  3,340,259              3,115,587
  $100,000 and over                               3,082,276              2,626,543
--------------------------------------------------------------------------------------
                                                  6,422,535              5,742,130
--------------------------------------------------------------------------------------
                                                $13,088,201            $11,695,022
======================================================================================

         A summary of certificates of deposit by maturity as of December 31, 2001, follows:

(IN THOUSANDS)
-----------------------------------------------------------------------
    2002                                             $ 4,111,725
    2003                                                 767,402
    2004                                                 664,517
    2005                                                 307,636
    2006                                                 460,488
    2007 and thereafter                                  110,766
-----------------------------------------------------------------------
                                                     $ 6,422,534
=======================================================================

         At December 31, 2001, the Corporation had brokered certificates of deposit amounting to $751,661,000 (2000 - $458,235,000).

NOTE 11 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO
REPURCHASE:

The following table summarizes certain information on federal funds purchased and securities sold under agreements to repurchase as of December 31:

(IN THOUSANDS)                                      2001                 2000                  1999
-----------------------------------------------------------------------------------------------------------
Federal funds purchased                         $  651,858            $  687,914            $   28,039
Securities sold under
 agreements to repurchase                        5,099,910             4,276,201             4,386,441
-----------------------------------------------------------------------------------------------------------
Total amount outstanding                        $5,751,768            $4,964,115            $4,414,480
===========================================================================================================
Maximum aggregate balance
 outstanding at any month-end                   $6,015,631            $5,236,644            $4,414,480
===========================================================================================================
Average monthly aggregate
 balance outstanding                            $4,447,708            $4,585,945            $3,831,131
===========================================================================================================
Weighted average interest rate:
  For the year                                        4.42%                 6.22%                 5.02%
  At December 31                                      2.41                  6.74                  5.75
===========================================================================================================

         The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the amortized cost and approximate market value of the collateral (including accrued interest) as of December 31, 2001 and 2000. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held for trading purposes or which have been obtained under agreements to resell:


                                48  POPULAR, INC.

                                             2001
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     WEIGHTED
                                                     REPURCHASE        AMORTIZED COST          MARKET VALUE          AVERAGE
                                                     LIABILITY          OF COLLATERAL          OF COLLATERAL      INTEREST RATE
--------------------------------------------------------------------------------------------------------------------------------
                                                                                 (DOLLARS IN THOUSANDS)
U.S. Treasury securities
 Overnight                                          $    79,123           $    79,781           $    79,813             0.55%
 Within 30 days                                         420,066               402,198               415,317             1.75
 After 90 days                                           76,313                78,721                81,414             6.32
--------------------------------------------------------------------------------------------------------------------------------
                                                        575,502               560,700               576,544             2.18
--------------------------------------------------------------------------------------------------------------------------------
Obligations of other U.S.
Government agencies and corporations
 Within 30 days                                       1,607,223             1,646,909             1,643,437             1.95
 After 30 to 90 days                                     52,014                51,915                53,145             1.88
 After 90 days                                          365,658               373,251               379,789             5.22
--------------------------------------------------------------------------------------------------------------------------------
                                                      2,024,895             2,072,075             2,076,371             2.54
--------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities
 Overnight                                               19,492                28,769                28,473             1.00
 Within 30 days                                          64,930                65,691                68,030             2.32
 After 90 days                                           78,602                86,399                88,086             4.96
--------------------------------------------------------------------------------------------------------------------------------
                                                        163,024               180,859               184,589             3.43
--------------------------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations
 Within 30 days                                         625,130               553,430               653,180             1.90
 After 30 to 90 days                                     40,217                41,452                41,452             1.84
 After 90 days                                          336,782               353,782               352,759             4.18
--------------------------------------------------------------------------------------------------------------------------------
                                                      1,002,129               948,664             1,047,391             2.66
--------------------------------------------------------------------------------------------------------------------------------
Loans
 Within 30 days                                         295,693               304,790               326,074             2.50
--------------------------------------------------------------------------------------------------------------------------------
                                                    $ 4,061,243           $ 4,067,088           $ 4,210,969             2.55%
================================================================================================================================


                                             2000
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     WEIGHTED
                                                     REPURCHASE        AMORTIZED COST          MARKET VALUE          AVERAGE
                                                     LIABILITY          OF COLLATERAL          OF COLLATERAL      INTEREST RATE
--------------------------------------------------------------------------------------------------------------------------------
                                                                                 (DOLLARS IN THOUSANDS)
U.S. Treasury securities
 Overnight                                          $     6,725           $     7,065           $     7,060             6.45%
 Within 30 days                                         675,160               673,655               677,361             6.46
 After 90 days                                          258,063               267,309               268,755             6.36
--------------------------------------------------------------------------------------------------------------------------------
                                                        939,948               948,029               953,176             6.43
--------------------------------------------------------------------------------------------------------------------------------
Obligations of other U.S.
Government agencies and corporations
 Overnight                                                  300                   301                   303             4.50
 Within 30 days                                         829,124               843,568               846,280             6.14
 After 30 to 90 days                                    778,467               813,154               808,168             7.59
 After 90 days                                          220,241               225,122               228,160             6.60
--------------------------------------------------------------------------------------------------------------------------------
                                                      1,828,132             1,882,145             1,882,911             6.82
--------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities
 Overnight                                                1,500                 1,510                 1,499             3.62
 Within 30 days                                          86,817                91,662                90,142             6.53
 After 30 to 90 days                                     52,590                56,707                55,449             6.37
--------------------------------------------------------------------------------------------------------------------------------
                                                        140,907               149,879               147,090             6.44
--------------------------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations
 Overnight                                               21,032                19,749                19,700             3.62
 Within 30 days                                         246,520               258,102               258,857             6.61
 After 30 to 90 days                                     76,954                82,426                83,115             6.57
 After 90 days                                           41,890                45,494                45,452             6.85
--------------------------------------------------------------------------------------------------------------------------------
                                                        386,396               405,771               407,124             6.47
--------------------------------------------------------------------------------------------------------------------------------
                                                    $ 3,295,383           $ 3,385,824           $ 3,390,301             6.65%
================================================================================================================================


                             49  ANNUAL REPORT 2001

NOTE 12 - OTHER SHORT-TERM BORROWINGS:

Other short-term borrowings as of December 31, consisted of:

(DOLLARS IN THOUSANDS)                                                          2001                    2000
------------------------------------------------------------------------------------------------------------------
Advances under credit facilities:
  -with fixed interest rates ranging from 1.73% to 2.06%
   at December 31, 2001 (2000- 6.65% to 7.11%)                               $  350,000             $  595,000
  -with floating interest rate of 0.10% under the 3-month
   LIBOR (3-month LIBOR rate at December 31, 2000
   was 6.40%)                                                                                           50,000
Commercial paper at rates ranging from 2.00% to 3.85%
  (2000 - 5.75% to 7.00%)                                                       301,415                360,427
Term notes paying interest quarterly at floating
  interest rates of 0.10% over the 3-month LIBOR
  rate (3-month LIBOR rate at December 31, 2000
  was 6.40%)                                                                                           253,000
Term notes paying interest quarterly at floating
  interest rates of 94% to 100% of LIBID rate
  (LIBID rate at December 31, 2000 was 6.25%)                                                           30,000
Term notes paying interest monthly at rates ranging
  from  6.25% to 6.77%                                                                                 134,527
Term notes paying interest semiannually at rates
  ranging from 5.63% to 7.38%                                                                          857,197
Term funds purchased at rates ranging from 1.82%
  to 3.65% (2000 - 6.54% to 7.11%)                                            1,175,380              2,082,972
Others                                                                              447                  6,089
------------------------------------------------------------------------------------------------------------------
                                                                             $1,827,242             $4,369,212
==================================================================================================================

         The weighted average interest rate of other short-term borrowings at December 31, 2001 was 2.24% (2000 - 6.74%; 1999 - 5.75%). The maximum aggregate balance outstanding at any month-end was approximately $3,164,520,000 (2000 - $4,369,212,000; 1999 - $2,714,549,000). The average aggregate balance outstanding during the year was approximately $2,806,598,000 (2000 - $3,346,151,000; 1999 - $2,197,118,000). The weighted average interest rate during the year was 4.73% (2000 - 6.65%; 1999 - 5.69%).

         At December 31, 2001, the Corporation had $1,568,755,000 in approved lines of credit with the Federal Home Loan Bank (2000 - $1,200,000,000), of which $743,000,000 remained unused at the end of 2001 (2000 - $885,000,000). The
FHLB advances are secured by securities and mortgages under a collateral agreement. The Corporation also had $6,248,000,000 in other credit facilities, which include fed funds lines, Federal Reserve Bank discount window and other regular credit lines with other banks (2000 - $6,036,000,000) of which $4,421,362,000 remained unused at the end of 2001 (2000 - $2,951,114,000).

         Effective January 1, 2001, the Corporation changed its criteria for classifying its debt and now uses original contractual maturities instead of remaining maturities. Had the Corporation used contractual maturities in 2000, approximately $1,006,813,000 would have been presented as additional long-term borrowed funds, mostly in the form of term notes.

NOTE 13 - NOTES PAYABLE:

Notes payable outstanding at December 31, consisted of the following:

(DOLLARS IN THOUSANDS)                                                          2001                    2000
------------------------------------------------------------------------------------------------------------------
Advances under credit facilities:
  -maturities ranging from 2002 through 2004
   paying interest monthly at fixed rates ranging
   from 3.44% to 6.88% (2000 - 6.88%)                                       $   230,000            $    50,000
  -maturing in 2002, paying interest quarterly at
   a floating interest rate of 0.10% under the 3-month
   LIBOR (3-month LIBOR rate at December 31, 2001
   was 1.88%; 2000 - 6.40%)                                                      75,000                 75,000
Term notes with maturities ranging from 2002
  through 2006 paying interest semiannually at
  fixed rates ranging from 6.07% to 8.13%
  (2000 - 5.63% to 8.13%)                                                     1,337,140                612,596
Term notes with maturities ranging from 2002
  through 2003 paying interest quarterly at rates
  ranging from 0.13% to 1.65%
  over the 3-month LIBOR rate (3-month
  LIBOR rate at December 31, 2001
  was 1.88%; 2000 - 6.40%)                                                    1,002,863                 50,000
Term notes with maturities ranging from 2002
  through 2030 paying interest monthly at fixed
  rates ranging from 3.00% to 7.62% (2000 - 5.01%
  to 7.62%)                                                                     206,992                163,300
Term notes maturing in 2002 paying interest monthly
  at a floating interest rate of 0.25% under the 1-month
  LIBOR (1-month LIBOR rate at December 31, 2001
  was 1.87%)                                                                     14,906
Promissory  notes with  maturities ranging from
  2002 through 2005 with floating interest rates
  ranging from 85% to 92% of the 3-month LIBID
  rate (LIBID rate at December 31, 2001 was 1.75%;
  2000 - 6.25%)                                                                 210,000                210,000
Promissory notes with maturities until 2003 paying
  interest at a fixed rate of 6.35%                                               8,400                  8,400
Secured borrowings with maturities until 2031
  paying interest monthly at fixed
  rates ranging from 4.20% to 6.68%                                             189,460
Secured borrowings with maturities until 2031
  paying interest monthly at floating rates subject
  to the 1-month LIBOR rate, ranging from 2.32% to 2.68%
  (1-month LIBOR rate at December 31, 2001was 1.87%)                            452,279
Mortgage notes and other debt                                                     8,091                  7,616
------------------------------------------------------------------------------------------------------------------
                                                                            $ 3,735,131            $ 1,176,912
==================================================================================================================

NOTE 14 - SUBORDINATED NOTES:

Subordinated notes at December 31, 2001 and 2000, consisted of $125,000,000 issued by the Corporation on December 12, 1995, maturing on December 15, 2005, with interest payable semiannually at 6.75%. The notes issued by the Corporation are unsecured obligations which are subordinated in right of payment to the prior payment in full of all present and future senior indebtedness of the Corporation. These notes do not provide for any sinking fund.


                                50  POPULAR, INC.

NOTE 15 - PREFERRED BENEFICIAL INTEREST IN POPULAR NORTH AMERICA'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES GUARANTEED BY THE CORPORATION:

On February 5, 1997, BanPonce Trust I (BPT), a wholly-owned subsidiary of Popular North America, issued $150,000,000 of 8.327% Capital Securities Series A due in 2027. The Capital Securities of BPT are fully and unconditionally guaranteed by the Corporation. Additionally, the Capital Securities qualify for inclusion in Tier I capital under the Risk-Based Capital guidelines. As of December 31, 2001, the Corporation's broker/dealer subsidiary maintained $920,000 of the capital securities in its inventory. This amount represents an intercompany transaction for consolidation purposes.

NOTE 16 - LONG-TERM DEBT MATURITY REQUIREMENTS:

The aggregate amounts of maturities of notes payable, capital securities and subordinated notes were as follows:

                      NOTES            CAPITAL       SUBORDINATED
   YEAR              PAYABLE         SECURITIES          NOTES            TOTAL
---------------------------------------------------------------------------------------
                                    (In thousands)
  2002            $ 1,010,655                                         $ 1,010,655
  2003                813,197                                             813,197
  2004                417,740                                             417,740
  2005                174,849                          $ 125,000          299,849
  2006                705,529                                             705,529
Later years           613,161          $ 149,080                          762,241
---------------------------------------------------------------------------------------
  Total           $ 3,735,131          $ 149,080       $ 125,000      $ 4,009,211
=======================================================================================

NOTE 17 - EARNINGS PER COMMON SHARE:

The following table sets forth the computation of earnings per common share and diluted earnings per common share for the year ended December 31,

(IN THOUSANDS, EXCEPT
SHARE INFORMATION)                                      2001                  2000                   1999
-----------------------------------------------------------------------------------------------------------------
Net income                                          $    304,538          $    276,103          $    257,558
Less: Preferred stock dividends                            8,350                 8,350                 8,350
-----------------------------------------------------------------------------------------------------------------
Net income applicable to common stock               $    296,188          $    267,753          $    249,208
=================================================================================================================
Average common shares outstanding                    136,238,288           135,907,476           135,585,634
Average potential common shares -
  stock options                                              182
-----------------------------------------------------------------------------------------------------------------
Average common shares outstanding -
  assuming dilution                                  136,238,470           135,907,476           135,585,634
=================================================================================================================
Basic earnings per common share                     $       2.17          $       1.97          $       1.84
=================================================================================================================
Diluted earnings per common share                   $       2.17          $       1.97          $       1.84
=================================================================================================================

         Potential common shares consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock option plan, using the treasury stock method.

         Options with an exercise price greater than the average market price of the Corporation's common stock are antidilutive and, therefore, are not included in the computation of diluted earnings per common share. During 2001 there were 18,032 antidilutive stock options outstanding with exercise prices ranging from $29.55 to $34.87. No dilutive potential common shares were outstanding during the years ended December 31, 2000 and 1999.

NOTE 18 - STOCKHOLDERS' EQUITY:

The Corporation has 180,000,000 shares of authorized common stock with par value of $6 per share. At December 31, 2001, there were 138,749,647 (2000 - 138,392,822) shares issued and 136,362,364 shares outstanding (2000 - 135,998,617). As of December 31, 2001, the Corporation had 2,387,283 shares (2000 - 2,394,205) in treasury stock at a total cost of $66,136,000 (2000 -
$66,214,000).

         The Corporation has a dividend reinvestment plan under which stockholders may reinvest their quarterly dividends in shares of common stock at a 5% discount from the market price at the time of issuance. During 2001, shares totaling 356,831 (2000 - 449,203; 1999 - 328,693), equivalent to $9,702,000
(2000 - $9,823,000; 1999 - $9,387,000) in additional equity, were issued under the plan.

         The Corporation has 10,000,000 shares of authorized preferred stock with no par value. This stock may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation had 4,000,000 shares issued and outstanding of its 8.35% noncumulative monthly income Series A preferred stock as of December 31, 2001. Effective January 22, 2002, the Corporation redeemed the outstanding preferred stock at a redemption price of $25.6276 per share, which consisted of the redemption price of $25.50 plus an amount representing accrued and unpaid dividends for the current monthly dividend period up to, but excluding, the redemption date.

         The Corporation's average number of common shares outstanding used in the computation of net income per common share was 136,238,288 in 2001 (2000 - 135,907,476; 1999 - 135,585,634). During the year 2001, cash dividends of $0.76
(2000 - $0.64; 1999 - $0.60) per common share outstanding amounting to $103,546,000 (2000 - $86,972,000; 1999 - $81,388,000) were declared. In addition, dividends declared on preferred stock amounted to $8,350,000 (2000 - $8,350,000; 1999 - $8,350,000).

         The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR's net income for the year be transferred to a legal surplus account until such surplus equals total paid-in capital. The surplus account is not available for payment of dividends to shareholders. No transfer to the legal surplus account was necessary in 2001.

NOTE 19 - REGULATORY CAPITAL REQUIREMENTS:

The Corporation is subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Bank and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set


                             51  ANNUAL REPORT 2001
minimum regulatory capital requirements. All banks are required to have core capital (Tier I) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier I leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank's classification. The regulations also define well-capitalized levels of Tier I, total capital and Tier I leverage of 6%, 10% and 5%, respectively. Management has determined that as of December 31, 2001, the Corporation exceeded all capital adequacy requirements to which it is subject.

         As of December 31, 2001, the Corporation's preferred stock totalling $100,000,000 was excluded from Tier I and Total Capital as a result of its redemption on January 22, 2002.

         As of December 31, 2001, BPPR and BPNA were well capitalized under the regulatory framework for prompt corrective action, and there are no conditions or events since that date that management believes have changed the institutions' category.

         The Corporation's actual ratios and amounts of total risk-based capital, Tier I risk-based capital and Tier I leverage, as of December 31, were as follows:

(DOLLARS IN THOUSANDS)                                                         REGULATORY REQUIREMENTS
--------------------------------------------------------------------------------------------------------------------------------
                                                                  ACTUAL                                     ACTUAL
                                                       AMOUNT                   RATIO             AMOUNT               RATIO
--------------------------------------------------------------------------------------------------------------------------------
                                                                   2001                                       2000
--------------------------------------------------------------------------------------------------------------------------------
Total Capital
 (to Risk-Weighted Assets):
Consolidated                                        $ 2,179,518                 11.74%          $ 2,062,631            12.37%
BPPR                                                  1,325,724                 11.56             1,318,126            11.89
BPNA                                                    444,011                 11.04               408,362            10.85

Tier I Capital
 (to Risk-Weighted Assets):
Consolidated                                        $ 1,849,305                  9.96%          $ 1,741,004            10.44%
BPPR                                                  1,181,331                 10.31             1,178,736            10.63
BPNA                                                    393,493                  9.79               361,115             9.60

Tier I Capital
 (to Average Assets):
Consolidated                                        $ 1,849,305                  6.46%          $ 1,741,004             6.40%
BPPR                                                  1,181,331                  6.26             1,178,736             6.34
BPNA                                                    393,493                  7.27               361,115             7.35

NOTE 20 - SERVICING ASSETS:

The changes in servicing assets for the years ended December 31, were as follows:

(IN THOUSANDS)                                      2001                  2000                  1999
-----------------------------------------------------------------------------------------------------------
Balance at beginning of year                    $   40,116            $   33,866             $  29,678
Rights originated                                   12,957                14,404                11,072
Rights purchased                                     1,364                   697                   632
Amortization                                       (10,772)               (8,851)               (7,516)
-----------------------------------------------------------------------------------------------------------
Balance at end of year                              43,665                40,116                33,866
Less: Valuation allowance                              649                   562                    14
-----------------------------------------------------------------------------------------------------------
Balance at end of year,
 net of valuation allowance                     $   43,016            $   39,554             $  33,852
===========================================================================================================

         Total loans serviced for others were $5,112,914,000 at December 31, 2001 (2000- $4,867,348,000). The estimated fair value of capitalized servicing rights was $58,198,000 at December 31, 2001 (2000 - $52,671,000).

         The activity in the valuation allowance for impairment of recognized servicing assets for the years ended December 31, was as follows:


(IN THOUSANDS)                                          2001      2000       1999
------------------------------------------------------------------------------------
Balance at beginning of year                           $ 562     $  14      $ 11
Additions charged to operations                           87       548         3
------------------------------------------------------------------------------------
Balance at end of year                                 $ 649     $ 562      $ 14
====================================================================================

NOTE 21 - SALES OF RECEIVABLES:

During the years ended December 31, 2001 and 2000, the Corporation retained servicing responsibilities and other subordinated interests on various securitization transactions and whole loan sales of residential mortgage loans.

         The Corporation retained servicing responsibilities and other subordinated interests in the form of interest-only securities in a mortgage loans securitization transaction involving a qualifying SPE at the end of 2000. The investors and the securitization trust have no recourse to the Corporation's other assets for failure of debtors under the mortgage loans to pay when due. The Corporation's retained interests are subordinated to the investors' interests. For the year 2000, the Corporation recognized pretax gains of $6,409,000 on this securitization transaction. Proceeds received from the SPE in 2000 amounted to $190,107,000. During 2001 the Corporation did not enter into any securitization transaction for the sale of loans involving a qualifying SPE. The securitization transactions entered by the Corporation in 2001 did not meet the criteria required by SFAS No. 140 for derecognition of the transferred financial assets and therefore, the transactions were accounted for as secured borrowings.

         In the course of certain residential mortgage whole loan sales in 2001 and 2000, the Corporation retained subordinated interests, including retained servicing responsibilities or interest only securities. The retained interests are subject to prepayment, credit and interest rate risks on the transferred financial assets. During 2001 and 2000, the Corporation also retained servicing assets on residential mortgage loans securitized in the form of trading and investment securities. Pretax gains of $28,598,000 and $22,865,000 were realized on these securitization transactions and the whole loan sales involving retained interests, which took place in 2001 and 2000, respectively.

         The Corporation receives average annual servicing fees based on a percentage of the outstanding loan balance. In 2001, those average fees ranged from 0.35 to 0.50 percent for mortgage loans (2000 - 0.35% to 0.50%) and 1.0 percent for loans guaranteed by the Small Business Administration (SBA) (2000 - 1.0%).

         Valuation methodologies used in determining the fair value of the retained interests, including servicing assets and interest-only securities, are disclosed in Note 1 of the consolidated financial statements.

         Key economic assumptions used in measuring the retained interests at the date of the securitization and whole loan sales completed during the year ended December 31, 2001, and 2000, were as follows:


                                52  POPULAR, INC.

--------------------------------------------------------------------------------
                                          RESIDENTIAL MORTGAGE LOANS
                                         2001                  2000
--------------------------------------------------------------------------------
Prepayment speed                        18.1%               8.7% - 18.0%
Weighted average life (in years)        16.9                13.6 - 18.1
Expected credit losses                    --                0.0% - 0.40%
Discount rate                              9%              11.0% - 14.0%
--------------------------------------------------------------------------------

         At December 31, 2001, key economic assumptions and the sensitivity of the current value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions for retained interests as of the end of the year are as follows:

                                                              RESIDENTIAL
(DOLLARS IN THOUSANDS)                                       MORTGAGE LOANS    SBA LOANS
--------------------------------------------------------------------------------------------
Carrying amount of retained interests                           $ 65,832          $ 549
Fair value of retained interests                                  81,015          $ 549
Weighted average life (in years)                                12.8 - 16.6        10.6

Prepayment Speed Assumption (annual rate)                      18.8% - 23.2%       21.0%
  Impact on fair value of 10% adverse change                      ($3,551)         ($81)
  Impact on fair value of 20% adverse change                      ($6,801)        ($129)

Expected Credit Losses (annual rate)                             0% -  0.30%         --
  Impact on fair value of 10% adverse change                       ($368)            --
  Impact on fair value of 20% adverse change                       ($736)            --

Discount rate (annual rate)                                      9% - 10.8%        10.0%
  Impact on fair value of 10% adverse change                      ($2,586)         ($39)
  Impact on fair value of 20% adverse change                      ($5,002)         ($49)
--------------------------------------------------------------------------------------------

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

         The cash flows received from and paid to securitizations trusts for the year ended December 31, were as follows:

(IN THOUSANDS)                             2001                 2000
---------------------------------------------------------------------------
Servicing fees received                   $2,122               $1,552
Servicing advances                        (2,578)                (778)
Repayment of servicing
  advances                                   271                1,076
Other cash flows received
  on retained interests                    4,856                4,055
---------------------------------------------------------------------------

         The expected credit losses for the residential mortgage loans securitized / sold during the year ended December 31, 2001, are estimated at rates ranging from 0.0% to 0.40% for 2002 and 2003. No credit losses are anticipated on the retained servicing assets derived from the sale of SBA loans since the participation sold is fully guaranteed by SBA.

         Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation for the year ended December 31, 2001, follows:

                                                TOTAL PRINCIPAL       PRINCIPAL AMOUNT
                                                AMOUNT OF LOANS,      60 DAYS OR MORE           NET CREDIT
(IN THOUSANDS)                                  NET OF UNEARNED           PAST DUE                LOSSES
--------------------------------------------------------------------------------------------------------------
Loans (owned and managed):
 Commercial                                     $   7,703,696            $  198,556             $  66,938
 Lease financing                                      859,119                18,912                15,694
 Mortgage                                           7,684,764               280,650                 8,077
 Consumer                                           3,132,782                87,930                78,237
Less:
  Loans securitized / sold                         (1,211,810)
  Loans held-for-sale                                (939,488)
--------------------------------------------------------------------------------------------------------------
Loans held in portfolio                         $  17,229,063            $  586,048             $ 168,946
==============================================================================================================

NOTE 22 - INTEREST ON INVESTMENTS:

Interest on investments for the year ended December 31, consisted of the following:

(IN THOUSANDS)                                                  2001              2000               1999
----------------------------------------------------------------------------------------------------------------
Money market investments:
 Federal funds sold and securities
  purchased under agreements to resell                        $  46,477         $  61,238         $  32,049
 Time deposits with other banks                                   1,083             1,062             1,380
 Other                                                               50                56                 5
----------------------------------------------------------------------------------------------------------------
                                                              $  47,610         $  62,356         $  33,434
================================================================================================================
Investment securities:
 U.S. Treasury securities                                     $  43,363         $ 110,655         $ 146,014
 Obligations of other U.S.
  Government agencies

  and corporations                                              277,063           233,116           162,280
 Obligations of Puerto Rico,
  States and political subdivisions                               6,460             7,834             7,562
 Collateralized mortgage obligations                             87,956            90,847            70,891
 Mortgage-backed securities                                      35,553            32,330            26,368
 Other                                                           22,949            11,416            12,792
----------------------------------------------------------------------------------------------------------------
                                                              $ 473,344         $ 486,198         $ 425,907
================================================================================================================

         Interest income on investment securities for the year ended December 31, 2001, includes tax exempt interest of $350,656,000 (2000 - $353,920,000; 1999 - $330,411,000). Exempt interest relates mostly to obligations of the United States and Puerto Rico governments.

NOTE 23 - EMPLOYEE BENEFITS:

Pension and benefit restoration plans

All regular employees of BPPR and BPNA are covered by a noncontributory defined benefit pension plan. Pension benefits begin to vest after one year of service and are based on age, years of credited service and final average compensation, as defined. At December 31, 2001, plan assets consisted primarily of U.S. Government obligations, high grade corporate bonds and listed stocks, including 5,672,860


                             53  ANNUAL REPORT 2001
shares (2000 - 5,672,860 ) of the Corporation with a market value of approximately $164,967,000 (2000 - $149,264,000). Dividends paid on shares of the Corporation held by the plan during 2001 amounted to $4,311,000 (2000 - $3,631,000).

         BPPR and BPNA also have a non-qualified unfunded supplementary pension and profit sharing plan for those employees whose compensation exceeds the limits established by ERISA.

         The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31:

                                                                Benefit
                                          Pension Plan      Restoration Plan           Total
-----------------------------------------------------------------------------------------------
                                                                 2001
-----------------------------------------------------------------------------------------------
                                                             (In thousands)
Change in benefit obligation:
 Benefit obligation
   at beginning of year                   $ 319,549             $ 11,359             $ 330,908
  Service cost                               11,097                  686                11,783
  Interest cost                              22,657                  824                23,481
  Plan amendment                              1,223                1,223
  Actuarial (gain) loss                      11,695                  506                12,201
  Benefits paid                             (16,319)                 (14)              (16,333)
-----------------------------------------------------------------------------------------------
  Benefit obligations
   at end of year                           349,902               13,361               363,263
===============================================================================================
Change in plan assets:
  Fair value of plan assets
   at beginning of year                     426,932                                    426,932
  Actual return on plan assets               14,707                                     14,707
  Employer contributions                        538                                        538
  Benefits paid                             (16,319)                                   (16,319)
-----------------------------------------------------------------------------------------------
  Fair value of plan assets at
   end of year                              425,858                                    425,858
===============================================================================================
Funded (unfunded) status                     75,956              (13,361)               62,595
Unrecognized net asset                       (8,244)                                    (8,244)
Unrecognized net prior
   service cost                               6,440                  358                 6,798
Unrecognized net actuarial
    (gain) loss                             (33,833)               5,281               (28,552)
-----------------------------------------------------------------------------------------------
Prepaid (accrued) pension
   cost                                      40,319               (7,722)               32,597
===============================================================================================
Amount recognized in the
   statement of financial
   position consists of:
  Prepaid benefit cost                       41,421                                     41,421
  Accrued benefit liability                  (1,102)              (8,080)               (9,182)
  Intangible assets                                                  358                   358
-----------------------------------------------------------------------------------------------
Net amount recognized                     $  40,319             $ (7,722)            $  32,597
===============================================================================================

                                                                Benefit
                                          Pension Plan      Restoration Plan           Total
-----------------------------------------------------------------------------------------------
                                                                 2000
-----------------------------------------------------------------------------------------------
                                                             (In thousands)
Change in benefit obligation:
 Benefit obligation
   at beginning of the year               $ 306,244             $  7,479             $ 313,723
  Service cost                                9,468                  580                10,048
  Interest cost                              21,369                  717                22,086
  Plan amendment
  Actuarial (gain) loss                      (2,732)               2,597                  (135)
  Benefits paid                             (14,800)                 (14)              (14,814)
-----------------------------------------------------------------------------------------------
  Benefit obligation
   at end of year                           319,549               11,359               330,908
===============================================================================================
Change in plan assets:
  Fair value of plan assets
   at beginning of the year                 438,038                                    438,038
  Actual return on plan assets                2,189                                      2,189
  Employer contributions                      1,505                                      1,505
  Benefits paid                             (14,800)                                   (14,800)
-----------------------------------------------------------------------------------------------
  Fair value of plan assets at
   end of year                              426,932                                    426,932
===============================================================================================
Funded (unfunded) status                    107,383              (11,359)               96,024
Unrecognized net asset                      (10,704)                                   (10,704)
Unrecognized net prior
   service cost                               5,726                  411                 6,137
Unrecognized net actuarial
    (gain) loss                             (68,838)               5,133               (63,705)
-----------------------------------------------------------------------------------------------
Prepaid (accrued) pension
  cost                                       33,567               (5,815)               27,752
===============================================================================================
Amount recognized in the
   statement of financial
   position consists of:
  Prepaid benefit cost                       34,228                                     34,228
  Accrued benefit liability                    (661)              (6,226)               (6,887)
  Intangible assets                                                  411                   411
-----------------------------------------------------------------------------------------------
Net amount recognized                     $  33,567             $ (5,815)            $  27,752
===============================================================================================

Weighted average                                                             Benefit
assumptions as of                          Pension Plan                 Restoration Plan
December 31:                         2001      2000       1999       2001      2000     1999
---------------------------------------------------------------------------------------------
  Discount rate                      7.00%     7.25%      7.75%      7.00%     7.25%    7.75%
  Expected return on
   plan assets                       8.50%     8.50%      9.00%
  Rate of compensation
   increase                          3.5 to    3.5 to     4.5 to     3.5 to    3.5 to   4.5 to
                                     7.5%      7.5%       8.5%       7.5%      7.5%     8.5%
---------------------------------------------------------------------------------------------


                               54 POPULAR, INC.

                                                                                                     Benefit
                                                Pension Plan                                     Restoration Plan
                                2001               2000                1999              2001            2000            1999
-------------------------------------------------------------------------------------------------------------------------------
                                                                        (In thousands)
Components of net
  periodic pension cost:
Service cost                  $ 11,097           $  9,468           $ 13,633           $  686          $  580          $  716
Interest cost                   22,657             21,369             21,084              824             717             510
Expected return
  on plan assets               (35,677)           (36,646)           (39,723)
Amortization of
  asset obligation              (2,461)            (2,461)            (2,461)
Amortization of
  prior service cost
  (benefit)                        510                455               (239)              53              53              53
Amortization of
  net (gain) loss               (2,340)            (7,578)            (4,848)             358             323             391
-------------------------------------------------------------------------------------------------------------------------------
Net periodic
  (benefit) cost              $ (6,214)          $(15,393)          $(12,554)          $1,921          $1,673          $1,670
===============================================================================================================================

Retirement and savings plan

The Corporation also provides contributory retirement and savings plans pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code and
Section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of Popular Securities, Equity One, Banco Popular North America, Popular Finance, Popular Auto, Popular Insurance, Popular Mortgage, GM Group, Banco Popular, National Association and Popular Cash Express. Employer contributions are determined based on specific provisions of each plan. The cost of providing this benefit in 2001 was $5,865,000 (2000 - $5,444,000; 1999 - $5,256,000).

         The Corporation also has a contributory savings plan available to employees of BPPR. Employees are fully vested in the employer's contribution after five years of service. Total savings plan expense was $1,003,000 in 2001 (2000 - $988,000; 1999 - $1,005,000). The savings plan held 2,190,994 (2000 -
1,590,695; 1999 - 1,334,433) shares of common stock of the Corporation with a market value of approximately $63,714,000 at December 31, 2001 (2000 - $41,855,000; 1999 - $37,281,000).

Postretirement health care benefits

In addition to providing pension benefits, BPPR provides certain health care benefits for retired employees. Substantially all of the employees of BPPR who are eligible to retire under the pension plan, and provided they reach retirement age while working for BPPR, may become eligible for these benefits.

         The status of the Corporation's unfunded postretirement benefit plan at December 31, was as follows:


(In thousands)                                          2001                 2000
-----------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning
    of the year                                     $  90,907             $ 98,186
   Service cost                                         2,800                2,455
   Interest cost                                        6,426                6,212
   Plan amendment                                        (168)             (12,530)
   Benefits paid                                       (4,375)              (4,127)
   Actuarial loss                                      10,258                  711
-----------------------------------------------------------------------------------
  Benefit obligation at end of year                 $ 105,848             $ 90,907
===================================================================================
Change in plan assets:
  Unfunded status                                   $(105,848)            $(90,907)
  Unrecognized net prior service benefit               (7,943)              (8,574)
  Unrecognized net actuarial loss                      15,848                5,590
-----------------------------------------------------------------------------------
  Accrued benefit cost                              $ (97,943)            $(93,891)
===================================================================================

         The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 2001 was 7.00% (2000 - 7.25%).

         The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

(In thousands)                                           2001                2000                1999
--------------------------------------------------------------------------------------------------------
Service cost                                            $ 2,800             $ 2,455             $ 5,395
Interest cost                                             6,426               6,212               7,007
Amortization of prior service (benefit) cost               (799)               (696)                366
Amortization of net loss                                                                          1,270
--------------------------------------------------------------------------------------------------------
Net periodic benefit cost                               $ 8,427             $ 7,971             $14,038
========================================================================================================

         For measurement purposes, a 5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to increase to 10% for 2002 and decrease 1% annually to 5% in 2007 and remain at that level thereafter. In February 2000, the Corporation adopted a plan amendment affecting only those employees retiring after February 1, 2001. The amendments provide that the Corporation's assumed cost will be capped to 3% of the annual health care cost increase.

         Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


                             55 ANNUAL REPORT 2001

                                            1-Percentage                1-Percentage
                                           Point Increase              Point Decrease
-------------------------------------------------------------------------------------
Effect on total service cost and
 interest cost components                    $  277,000                 $  (240,000)
Effect on postretirement
 benefit obligation                          $4,520,000                 $(3,906,000)
-------------------------------------------------------------------------------------

Profit sharing plan

BPPR also has a profit sharing plan covering substantially all regular employees. Annual contributions are determined based on the bank's profitability ratios, as defined in the plan, and are deposited in trust. Profit sharing expense for the year, including the cash portion paid annually to employees which represented 50% of the expense, amounted to $15,455,000 in 2001 (2000 - $18,234,000; 1999 - $23,561,000).

NOTE 24 - STOCK OPTION PLAN:

In April 2001, the shareholders of the Corporation approved the 2001 Stock Option Plan, which permits the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. Any employee or director of the Corporation or any of its subsidiaries is eligible to participate in the plan. The Board of Directors has the absolute discretion to determine the individuals eligible to participate in the plan. This plan provides for the issuance of Popular, Inc.'s common stock at a price equal to its fair market value at the grant date, subject to certain plan provisions. The aggregate number of shares of common stock, which may be issued under the plan, is limited to 5,000,000 shares, subject to adjustment for stock splits, recapitalizations and similar events. The shares are to be made available from authorized but unissued shares of common stocks or treasury stock. The maximum option term is generally ten years from the date of grant. Unless an option agreement provides otherwise, all options granted are 20% exercisable after the first year and an additional 20% is exercisable after each subsequent year.

         SFAS No. 123 "Accounting for Stock-Based Compensation" established a fair value based method of accounting for stock-based compensation plans and encourages entities to adopt that method of accounting for their employee stock compensation plans. This pronouncement also allows an entity to continue to measure compensation cost for those plans based on Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and disclose the pro forma net income and net income per share as if the fair value method had been applied in measuring cost. The Corporation has elected to use APB 25 and related interpretations in accounting for stock-based compensation plans.

         During 2001, options for 26,416 common shares were awarded under the plan with exercise prices ranging from $29.55 to $34.87. The exercise prices equaled the share's market price at the dates of the grants. The weighted average exercise price of these options was $31.39 at December 31, 2001. The weighted average remaining contractual life of all options at December 31, 2001 was 9.6 years. No options were exercisable at December 31, 2001.

         No compensation cost was recognized during the year ended December 31, 2001, since the exercise price of the stock options equals the market price of the stock on the date of grant. Had the Corporation elected to recognize compensation cost for options granted in 2001, consistent with the fair value method of accounting of SFAS No. 123, the pro forma net income and pro forma earnings per share would have been as follows:

                                                         Year ended
(In thousands, except                                   December 31,
per share information)                             2001                2000
-----------------------------------------------------------------------------
Net income applicable to common stock
   As reported                                   $296,188            $267,753
   Pro  forma                                     296,164             267,753
Basic earnings per common share
   As reported                                   $   2.17            $   1.97
   Pro forma                                         2.17                1.97
Diluted earnings per common share
   As reported                                   $   2.17            $   1.97
   Pro forma                                         2.17                1.97
=============================================================================

         The fair value for these options was estimated at the date of the grants using the Black-Scholes Option Pricing Model. The weighted-average assumptions used for the grants issued during 2001 were the following: an expected dividend yield of 2.31%, an average expected life of options of 10 years, an expected volatility of 30.6% and a risk-free interest rate of 5.05%. The weighted-average fair value of options granted during 2001 was $11.43 per option.

NOTE 25 - RENTAL EXPENSE AND COMMITMENTS:

At December 31, 2001, the Corporation was obligated under a number of noncancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

                          Minimum           Sublease
Year                      payments           rentals              Net
-----------------------------------------------------------------------
                                         (In thousands)
2002                      $ 32,185           $  766            $ 31,419
2003                        26,403              362              26,041
2004                        21,185              161              21,024
2005                        16,876              150              16,726
2006                        14,626              137              14,489
Later years                 90,538              119              90,419
-----------------------------------------------------------------------
                          $201,813           $1,695            $200,118
=======================================================================

         Total rental expense for the year ended December 31, 2001, was $42,529,000 (2000 - $39,331,000; 1999 - $32,909,000).


                               56 POPULAR, INC.

NOTE 26 - INCOME TAX:

The components of income tax expense for the years ended December 31, are summarized below. Included in these amounts are income taxes of $2,094,000 in 2001 (2000 - $2,490,000; 1999 - $270,000), related to net gains on securities transactions.

(In thousands)                            2001                  2000                  1999
---------------------------------------------------------------------------------------------
Current income tax expense:
Puerto Rico                             $  99,811             $  93,352             $  92,177
Federal and States                         35,588                17,622                 9,399
---------------------------------------------------------------------------------------------
Subtotal                                  135,399               110,974               101,576
---------------------------------------------------------------------------------------------
Deferred income tax benefit:
Puerto Rico                               (11,968)               (7,577)              (14,378)
Federal and States                        (18,151)               (2,600)               (2,078)
---------------------------------------------------------------------------------------------
Subtotal                                  (30,119)              (10,177)              (16,456)
---------------------------------------------------------------------------------------------
Total income tax expense                $ 105,280             $ 100,797             $  85,120
=============================================================================================

         The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory rate in Puerto Rico, were as follows:

                                         2001                        2000                          1999
---------------------------------------------------------------------------------------------------------------
                                               % of                          % of                        % of
                                              pre-tax                       pre-tax                     pre-tax
(Dollars in thousands)           Amount        income       Amount           income        Amount       income
---------------------------------------------------------------------------------------------------------------
Computed income tax at
  statutory rates               $ 159,554        39%       $ 146,542           39%       $ 132,687        39%
Benefits of net tax exempt
  interest income                 (58,741)      (14)         (46,164)         (12)         (54,405)      (16)
Federal, States taxes
  and other                         4,467         1              419                         6,838         2
---------------------------------------------------------------------------------------------------------------
Income tax expense              $ 105,280        26%       $ 100,797           27%       $  85,120        25%
===============================================================================================================

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation's deferred tax assets and liabilities at December 31, were as follows:

(In thousands)                                                    2001                2000
--------------------------------------------------------------------------------------------
Deferred tax assets:
Tax credits available for carryforward                          $ 14,060            $ 16,034
Net operating loss carryforward available                          2,025               1,377
Postretirement and pension benefits                               26,139              25,497
Allowance for loan losses                                        129,491             113,899
Unrealized loss on derivatives                                     6,292
Other temporary differences                                       32,797              15,970
--------------------------------------------------------------------------------------------
   Total gross deferred tax assets                               210,804             172,777
--------------------------------------------------------------------------------------------
Deferred tax liabilities:
Differences between the assigned
   values and the tax bases of assets
   and liabilities recognized in purchase
   business combinations                                           4,875               1,635
Unrealized net gain on securities available-for-sale              27,861               1,683
Other temporary differences                                       20,516              14,066
--------------------------------------------------------------------------------------------
   Total gross deferred tax liabilities                           53,252              17,384
--------------------------------------------------------------------------------------------
   Valuation allowance                                                33                 713
--------------------------------------------------------------------------------------------
   Net deferred tax asset                                       $157,519            $154,680
============================================================================================

         At December 31, 2001, the Corporation had $14,060,000 in credits expiring in annual installments through year 2016 that will reduce the regular income tax liability in future years. The Corporation had, at the end of 2001, $9,274,000 in net operating losses (NOL) available to carry over to offset taxable income in future years. Other temporary differences included as deferred taxes are mainly related to the deferral of loan origination costs and commissions.

         A valuation allowance of $33,000 is reflected in 2001 (2000 - $713,000), related to deferred tax assets arising from temporary differences for which the Corporation could not determine the likelihood of its realization. Based on the information available, the Corporation expects to fully realize all other items comprising the net deferred tax asset as of December 31, 2001.

         Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividend received deduction of 100% on dividends received from "controlled" subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.

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

         The Corporation's subsidiaries in the United States file a consolidated federal income tax return. The Corporation federal income tax provision for 2001 was $14,824,000 (2000 - $14,636,000; 1999 - $7,048,000). The
intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.


                             57 ANNUAL REPORT 2001

         In 2001, the Puerto Rico Internal Revenue Code was amended to reduce the capital gains tax rate of corporations from 25% to 12.5% on the sale or disposition of property located in Puerto Rico. As a result of this change the Corporation reversed $1.7 million in deferred tax liabilities.

NOTE 27 - OFF-BALANCE SHEET LENDING ACTIVITIES AND CONCENTRATION OF CREDIT
RISK:

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

         Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)                                       2001                  2000
----------------------------------------------------------------------------------
Commitments to extend credit:
    Credit card lines                             $1,950,970            $1,787,601
    Commercial lines of credit                     1,162,860             2,465,540
    Other unused commitments                          85,538               275,656
Commercial letters of credit                          16,846                13,962
Standby letters of credit                             87,810               103,705
Commitments to purchase mortgage loans               100,000               100,000
----------------------------------------------------------------------------------

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

         Standby letters of credit are issued by the Corporation to disburse funds to a third party beneficiary if the Corporation's customer fails to perform under the terms of an agreement with the beneficiary. These letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon.

Other commitments

In 2001, the Corporation entered into a commitment to purchase $100,000,000 of mortgage loans from another institution with the option of purchasing $75,000,000 in additional loans. The commitment expires on June 30, 2003. The purchased mortgage loans will continue to be serviced by the originating institution. As of December 31, 2001, no loans have been purchased under this agreement. In 2000, the Corporation entered into a similar agreement purchasing the full amount during 2001.

Geographic concentration

A geographic concentration exists within the Corporation's loan portfolio since a significant portion of its business activity is with customers located in Puerto Rico. As of December 31, 2001, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. Note 31 provides further information on the asset composition of the Corporation by geographical area as of December 31, 2001 and 2000.

         Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $5.5 billion and $5.9 billion in 2001 and 2000, respectively.

NOTE 28 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information. Many of these estimates involve various assumptions and may vary significantly from amounts that could be realized in actual transactions.

         The information about the estimated fair values of financial instruments presented hereunder excludes all nonfinancial instruments and certain other specific items.

         Derivatives are considered financial instruments and their carrying value equals fair value. For disclosures about the fair value of derivative instruments refer to Note 29 to the consolidated financial statements.

         For those financial instruments with no quoted market prices available, fair values have been estimated using present value or other valuation techniques, as well as management's best judgment with


                               58 POPULAR, INC.

respect to current economic conditions, including discount rates, estimates of future cash flows and prepayment assumptions.

         The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 2001 and 2000, respectively. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Corporation's fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation's value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

         The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2001 and 2000.

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

         Trading and investment securities are financial instruments that regularly trade on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes, where available, or quoted market prices of financial instruments with similar characteristics. Trading account securities and securities available-for-sale are reported at their respective fair values in the consolidated statements of condition since they are marked-to-market for accounting purposes. These instruments are detailed in the consolidated statements of condition and in Notes 4, 5 and 29.

         The estimated fair value for loans held-for-sale is based on secondary market prices. The fair values of the loan portfolios have been determined for groups of loans with similar characteristics. Loans were segregated by type such as commercial, construction, residential mortgage, consumer and credit cards. Each loan category was further segmented based on loan characteristics, including repricing term and pricing. The fair value of most fixed-rate loans was estimated by discounting scheduled cash flows using interest rates currently being offered on loans with similar terms. For variable rate loans with frequent repricing terms, fair values were based on carrying values. The fair values for certain mortgage loans are based on quoted market prices. Prepayment assumptions have been applied to the mortgage and installment loan portfolio. The fair value of the loans was also reduced by an estimate of credit losses inherent in the portfolio. Generally accepted accounting principles do not require, and the Corporation has not performed a fair valuation of its lease financing portfolio, therefore it is included in the loan totals at its carrying amount.

         The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW and money market accounts is, for purpose of this disclosure, equal to the amount payable on demand as of the respective dates. The fair value of certificates of deposit is based on the discounted value of contractual cash flows, using interest rates currently being offered on certificates with similar maturities.

         Borrowings and long-term debt, which include notes payable, senior debentures, subordinated notes and capital securities, were valued using quoted market rates for similar instruments at December 31, 2001 and 2000, respectively.

         Commitments to extend credit were fair valued using the fees currently charged to enter into similar agreements. For those commitments where a future stream of fees is charged, the fair value was estimated by discounting the projected cash flows of fees on commitments, which are expected to be disbursed, based on historical experience. The fair value of letters of credit is based on fees currently charged on similar agreements.

         Carrying amounts and estimated fair values for financial instruments at December 31 were:

(In thousands)                                      2001                                          2000
----------------------------------------------------------------------------------------------------------------------
                                      Carrying                 Fair                 Carrying                 Fair
                                       amount                  value                 amount                  value
----------------------------------------------------------------------------------------------------------------------
Cash and short-term
 investments                         $ 1,429,932            $ 1,429,932            $ 1,794,669            $ 1,794,669
Trading securities                       270,186                270,186                153,073                153,073
Investment securities
 available-for-sale                    9,284,401              9,284,401              8,795,924              8,795,924
Investment securities
 held-to-maturity                        592,360                596,415                264,731                258,572
Loans held-for sale                      939,488                940,715                823,901                824,923
Loans, net                            16,892,431             17,469,537             14,942,531             15,281,966

Deposits                             $16,370,042            $16,451,776            $14,804,907            $14,318,131
Federal funds purchased                  651,858                651,858                687,914                687,914
Securities sold under
 agreements to repurchase              5,099,910              5,099,910              4,276,201              4,276,201
Short-term borrowings                  1,827,242              1,827,242              4,369,212              4,369,212
Notes payable                          3,735,131              3,932,148              1,176,912              1,278,627
Subordinated notes                       125,000                128,033                125,000                122,538
Capital securities                       149,080                160,617                150,000                153,442

Commitments to extend
 credit                              $ 3,199,368            $     5,168            $ 4,528,797            $     7,275
Letters of credit                        104,656                  7,543                117,667                  4,721
----------------------------------------------------------------------------------------------------------------------

NOTE 29 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES:

The Corporation maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Corporation's goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net-interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged fixed-


                             59 ANNUAL REPORT 2001
rate assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation's gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Another result of interest rate fluctuations is that the interest income and interest expense of hedged variable-rate assets and liabilities, respectively, will increase or decrease. The effect of this variability in earnings is expected to be substantially offset by the Corporation's gains and losses on the derivative instruments that are linked to these hedged assets and liabilities. The Corporation considers its strategic use of derivatives to be a prudent method of managing interest-rate sensitivity, as it prevents earnings from being exposed to undue risk posed by changes in interest rates.

         Derivative instruments that are used as part of the Corporation's interest rate risk-management strategy include interest rate swaps, interest rate swaptions and interest rate forwards and futures contracts. As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management. Interest rate swaps generally involve the exchange of fixed- and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date. Interest rate swaptions are options on swaps, which combine the characteristics of interest rate swaps and options. Interest rate forwards and futures are contracts for the delayed delivery of securities which the seller agrees to deliver on a specified future date at a specified price or yield.

         The Corporation also enters into foreign exchange contracts and interest rate caps, floors and put options embedded in interest bearing contracts. The Corporation enters into foreign exchange contracts to a limited extent in the spot or futures market. Spot contracts require the exchange of two currencies at an agreed rate to occur within two business days of the contract date. Forward and futures contracts to purchase or sell currencies at a future date settle over periods of up to one year, in general. Interest rate caps and floors are option-like contracts that require the writer to pay the purchaser at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional principal amount. The option writer receives a premium for bearing the risk of unfavorable interest rate changes.

         By using derivative instruments, the Corporation exposes itself to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation's credit risk will equal the fair-value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. When the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore, assumes no repayment risk. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Concentrations of credit risk which arise through the Corporation's off-balance sheet lending activities are presented in Note 27.

         Market risk is the adverse effect that a change in interest rates, currency exchange rates, or implied volatility rates might have on the value of a financial instrument. The Corporation manages the market risk associated with interest rates, and to a limited extent, with fluctuations in foreign currency exchange rates, by establishing and monitoring limits for the types and degree of risk that may be undertaken. The Corporation regularly measures this risk by using static gap analysis, simulations and duration analysis.

         The Corporation's derivatives activities are monitored by its Market Risk Committee as part of that committee's oversight of the Corporation's asset/liability and treasury functions. The Corporation's Market Risk Committee is responsible for approving hedging strategies that are developed through its analysis of data derived from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Corporation's overall interest rate risk-management and trading strategies.

Cash Flow Hedges

Futures and forwards are contracts for the delayed delivery of securities in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. These contracts qualify for cash flow hedge accounting in accordance with SFAS No. 133, as amended and therefore, changes in the fair value of the derivatives are recorded in other comprehensive income. As of December 31, 2001 the fair market values of these futures and forwards were $70,000 recorded in other liabilities and $355,000 included in other assets, respectively. As of December 31, 2001, the total amount (net of tax) included in accumulated other comprehensive income pertaining to futures and forward contracts was an unrealized loss and gain of $43,000 and $216,000, respectively, which the Corporation expects to reclassify into earnings in the next twelve months. These contracts have a maximum maturity of 59 days.

         The Corporation purchased interest rate caps as part of a securitization in order to limit the interest rate payable to the security holders. These contracts qualify for cash flow hedge accounting in accordance with SFAS No. 133, as amended. As of December 31, 2001, the fair market value of these interest rate caps was $4,278,000 included in other assets and the amount included in accumulated other comprehensive income was a loss of $94,000. These contracts have a maximum maturity of 8.1 years. As part of these contracts, during 2001 the Corporation reclassified $830,000 from other comprehensive income into earnings included as part of interest expense.

         For cash flow hedges, gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current-period earnings are included in the line item in which the hedged item is recorded and in the same period in which the forecasted transaction affects earnings.


                               60 POPULAR, INC.

Trading and Non-Hedging Activities

The Corporation enters into options on swaps ("swaption") derivative securities, which combine the characteristics of interest rate swaps and options. These swaptions are related to certificates of deposit with returns linked to the Standard & Poor's 500 index through an embedded option, which has been bifurcated from the host contract, and in accordance with SFAS No. 133 does not qualify for hedge accounting. As of December 31, 2001, the Corporation had recognized a derivative asset of $13,515,000 based on the fair value of the swaptions, a derivative liability of $34,863,000 based on the fair value of the bifurcated option, and a related discount on the certificates of deposit of $19,743,000. These amounts are included in other assets and deposits, respectively.

         The Corporation uses interest rate swaps to convert floating rate debt to fixed rate debt in order to fix the future cost of the portfolio of short-term borrowings. The specific term and notional amounts of the swaps are determined based on management's assessment of future interest rates, as well as other factors. These swaps do not qualify as hedges in accordance with SFAS No. 133, as amended and therefore changes in fair value of the derivatives are recorded in the statement of income.

         For the year ended December 31, 2001, the Corporation recognized a loss of $20,228,000 as a result of the changes in fair value of the non-hedging derivatives included as part of the loss on derivatives.

         In August 2000, the Corporation entered into two interest cap option agreements based on a notional amount of $25,000,000 each. Under the agreements, which are structured with the same terms, the Corporation participates as a buyer in one of the agreements and as a seller in the other agreement. The agreements provide for quarterly settlements. As of December 31, 2001, the fair value of these instruments approximates $0.

         In addition, during 2001 the Corporation entered into two put option contracts with a notional value of $7,500,000 and $4,175,000 to satisfy the needs of its customers. These contracts matured on January 8, 2002. As of December 31, 2001, the fair value of these instruments approximates $0.

         To satisfy the needs of its customers, from time to time, the Corporation enters into foreign exchange contracts in the spot or futures market and at the same time into foreign exchange contracts with third parties under the same terms and conditions. As of December 31, 2001, the Corporation included $2,000 and $2,000 in other assets and other liabilities, respectively, pertaining to the fair value of these contracts.

         At December 31, 2001, the Corporation also had forward contracts to sell $20,000,000 of mortgage-backed securities with terms lasting less than a month which were accounted for as trading derivatives. These contracts are recognized at fair market value with changes directly reported in income. At December 31, 2001, the fair market value of these forwards was $91,000.

         These contracts are entered into in order to optimize the gain on sales of mortgage loans and/or mortgage backed securities and net interest income, given levels of interest rate risk consistent with the Corporation's business strategies.

NOTE 30 - SUPPLEMENTAL DISCLOSURE ON THE CONSOLIDATED STATEMENTS OF CASH FLOWS:

During the year ended December 31, 2001, the Corporation paid interest and income taxes amounting to $1,080,436,000 and $94,358,000, respectively (2000 - $1,142,495,000 and $117,920,000; 1999 - $879,340,000 and $132,871,000). In
addition, loans transferred to other real estate and other property for the year ended December 31, 2001, amounted to $47,264,000 and $30,372,000, respectively (2000 - $31,148,000 and $25,403,000).

NOTE 31 - SEGMENT REPORTING:

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

         The Corporation's auto and lease segment provides financing for vehicles and equipment through Popular Auto (formerly Popular Leasing and Rental, Inc.) in Puerto Rico and Popular Leasing, USA on the U.S. mainland. The "Other" category includes all holding companies and non-banking subsidiaries which provide insurance agency services, retail financial services, investment banking and broker/dealer activities, as well as those providing ATM processing services, electronic data processing and consulting services, sale and rental of electronic data processing equipment, and selling and maintenance of computer software.

         The accounting policies of the segments are the same as those followed by the Corporation in the ordinary course of business and conform with generally accepted accounting principles and with general practices within the financial industry. Following are the results of operations and selected financial information by operating segment for each of the three years ended December 31:


                             61 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


                                                      Mortgage and
                                      Commercial        consumer         Lease                          Elimina-
(In thousands)                         banking          lending        financing        Other             tions           Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           2001
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                  $   886,687      $  137,013      $   53,124      $      267      $      (106)      $ 1,076,985
Provision for loan losses                149,630          42,300          21,320                                            213,250
Other income                             248,535          60,639          19,860         148,249          (11,767)          465,516
Intangibles amortization                  21,827             728             755           4,128                             27,438
Depreciation expense                      57,466           3,690          10,058           4,748                             75,962
Other operating expenses                 575,007          94,565          24,094         123,947             (876)          816,737
Net loss of minority interest                                 18                                                                 18
Income tax                                79,128          20,114           6,414           2,412           (2,788)          105,280
Cumulative effect of accounting
   change                                    686                                                                                686
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                        $   252,850      $   36,273      $   10,343      $   13,281      $    (8,209)      $   304,538
===================================================================================================================================
   Segment assets                    $25,538,228      $4,344,797      $1,037,468      $6,752,836      $(6,928,653)      $30,744,676
===================================================================================================================================

                                                   Mortgage and
                                   Commercial        consumer        Lease                         Elimina-
(In thousands)                      banking          lending       financing        Other            tions             Total
-------------------------------------------------------------------------------------------------------------------------------
                                                                            2000
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                $   845,575      $   92,373      $ 43,546      $    1,408      $      (141)      $   982,761
Provision for loan losses              137,774          29,250        21,761           5,855                            194,640
Other income                           253,112          50,119        21,620         147,853           (8,644)          464,060
Intangibles amortization                28,399             717           754           4,688                             34,558
Depreciation expense                    58,055           3,342         9,018           6,433                             76,848
Other operating expenses               556,782          73,471        22,629         114,675           (2,530)          765,027
Net loss of minority interest                               48                         1,104                              1,152
Income tax                              81,314          12,201         4,181           4,641           (1,540)          100,797
-------------------------------------------------------------------------------------------------------------------------------
   Net income                      $   236,363      $   23,559      $  6,823      $   14,073      $    (4,715)      $   276,103
===============================================================================================================================
   Segment assets                  $23,880,191      $2,848,464      $957,175      $6,240,372      $(5,869,151)      $28,057,051
===============================================================================================================================

                                                   Mortgage and
                                   Commercial        consumer        Lease                           Elimina-
(In thousands)                       banking         lending       financing         Other            tions               Total
---------------------------------------------------------------------------------------------------------------------------------
                                                                           1999
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                $   817,122      $   90,656      $ 42,772      $     3,255       $       (67)      $   953,738
Provision for loan losses              112,881          26,457         8,022            1,588                             148,948
Other income                           249,446          45,084        18,912           65,816            (6,342)          372,916
Intangibles amortization                28,143             436           754            2,455                              31,788
Depreciation expense                    55,776           1,852         8,347            5,345                              71,320
Other operating expenses               576,817          70,624        25,040           63,829            (1,936)          734,374
Net loss of minority interest                                                           2,454                               2,454
Income tax                              67,094          12,685         7,526           (1,036)           (1,149)           85,120
---------------------------------------------------------------------------------------------------------------------------------
   Net income                      $   225,857      $   23,686      $ 11,995      $      (656)      $    (3,324)      $   257,558
=================================================================================================================================
   Segment assets                  $21,736,663      $2,148,084      $733,063      $ 6,350,477       $(5,507,748)      $25,460,539
=================================================================================================================================

Geographic Information

(In thousands)                            2001                  2000                  1999
---------------------------------------------------------------------------------------------
Revenues*:
Puerto Rico                            $1,766,677            $1,807,257            $1,548,804
United States                             729,900               694,192               561,307
Other                                      64,801               112,768               114,475
---------------------------------------------------------------------------------------------
Total consolidated revenues            $2,561,378            $2,614,217            $2,224,586
=============================================================================================

* Total revenues include interest income, service charges on deposit accounts, other service fees, gain on sale of investment securities, derivative losses, trading account (loss) profit, gain on sale of loans and other operating income.

(In thousands)                                    2001                   2000                   1999
--------------------------------------------------------------------------------------------------------
Selected Balance Sheet Information:
Puerto Rico
  Total assets                                 $20,800,728            $20,146,184            $18,064,388
  Loans                                          9,879,632              9,370,627              8,767,843
  Deposits                                      10,874,829              9,974,677              9,792,129
United States
  Total assets                                 $ 9,174,050            $ 7,246,259            $ 6,407,217
  Loans                                          7,868,729              6,264,014              5,460,696
  Deposits                                       4,718,692              4,107,994              3,472,839
Other
  Total assets                                 $   769,898            $   664,608            $   988,934
  Loans                                            420,190                422,444                679,215
  Deposits                                         776,521                722,236                908,747
--------------------------------------------------------------------------------------------------------

NOTE 32 - CONTINGENT LIABILITIES:

The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation's financial position or results of operations.

NOTE 33 - POPULAR, INC. (HOLDING COMPANY ONLY) FINANCIAL INFORMATION:

The following condensed financial information presents the financial position of the Holding Company only as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31.

STATEMENTS OF CONDITION

                                                                    December 31,
------------------------------------------------------------------------------------------
(In thousands)                                               2001                 2000
------------------------------------------------------------------------------------------
ASSETS
Cash                                                      $      263            $      283
Money market investments                                     112,937                20,837
Investment securities available-for-sale,
   at market value                                           166,193               151,413
Investment in BPPR and subsidiaries, at equity             1,416,698             1,344,703
Investment in Popular International Bank
   and subsidiaries, at equity                               608,450               573,375
Investment in other subsidiaries, at equity                  104,742                87,696
Advances to subsidiaries                                     173,979               516,206
Loans to an affiliate                                         22,433                27,567
Premises and equipment                                        12,006                    --
Other assets                                                  21,118                23,136
------------------------------------------------------------------------------------------
   Total assets                                           $2,638,819            $2,745,216
==========================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper                                                  --            $   51,987
Other short-term borrowings                                       --               325,726
Notes payable                                             $  198,918               212,011
Accrued expenses and other liabilities                        42,083                36,848
Subordinated notes                                           125,000               125,000
Stockholders' equity                                       2,272,818             1,993,644
------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity             $2,638,819            $2,745,216
==========================================================================================


                               62 POPULAR, INC.

STATEMENTS OF INCOME

                                                              Year ended December 31,
---------------------------------------------------------------------------------------------------
(In thousands)                                    2001                  2000                1999
---------------------------------------------------------------------------------------------------
Income:
   Dividends from subsidiaries                  $ 248,550             $ 88,000            $ 314,348
   Interest on money market and
    investment securities                           2,680                2,718                3,696
   Other operating income                          14,519               10,818                7,232
   (Loss) gain on sale of securities                 (100)              12,001                   --
   Interest on advances to
    subsidiaries                                   19,586               48,516               57,219
   Interest on loans to an affiliate                1,939                1,847                   --
---------------------------------------------------------------------------------------------------
   Total income                                   287,174              163,900              382,495
---------------------------------------------------------------------------------------------------
Expenses:
   Interest expense                                32,360               59,690               64,739
   Provision for loan losses                           --                1,365                   --
   Operating expenses                               2,802                2,454                2,155
---------------------------------------------------------------------------------------------------
   Total expenses                                  35,162               63,509               66,894
---------------------------------------------------------------------------------------------------
Income before income taxes
   and equity in undistributed
   earnings of subsidiaries                       252,012              100,391              315,601
Income taxes                                       (1,399)               3,354                   --
---------------------------------------------------------------------------------------------------
Income before equity in
   undistributed earnings of
   subsidiaries                                   253,411               97,037              315,601
Equity in undistributed earnings
   of subsidiaries (dividends in
   excess of annual net earnings
   of subsidiaries)                                51,127              179,066              (58,043)
---------------------------------------------------------------------------------------------------
Net income                                      $ 304,538             $276,103            $ 257,558
===================================================================================================

STATEMENTS OF CASH FLOWS

                                                                            Year ended December 31,
--------------------------------------------------------------------------------------------------------------------
(In thousands)                                                   2001                  2000                  1999
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                    $ 304,538             $ 276,103             $ 257,558
--------------------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income
   to net cash provided by operating
   activities:
   Equity in undistributed earnings
    of subsidiaries (dividends in excess
    of annual net earnings of subsidiaries)                      (51,127)             (179,066)               58,043
   Net loss (gain) on sale of investment securities
    available-for-sale                                               100               (12,001)                   --
   Amortization of premiums and
    accretion of discounts on investments                             --                    --                    17
   Net increase in other assets                                  (10,016)              (13,078)               (6,244)
   Net (decrease) increase in current and
    deferred taxes                                                   (21)                1,366                (5,359)
   Net (decrease) increase in interest payable                   (12,599)                 (605)                1,557
   Net increase in other liabilities                              12,369                 5,450                 5,208
--------------------------------------------------------------------------------------------------------------------
   Total adjustments                                             (61,294)             (197,934)               53,222
--------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating
    activities                                                   243,244                78,169               310,780
--------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Net (increase) decrease in money
    market investments                                           (92,100)               14,663               (31,800)
   Purchases of investment securities
    available-for-sale                                          (103,902)              (37,318)              (94,299)
   Maturities of investment securities
    available-for-sale                                            99,679                13,503                50,000
   Proceeds from sales of investment
    securities available-for-sale                                     --                19,950                 3,308
   Capital contribution to subsidiaries                           (6,815)              (25,747)               (5,100)
   Distribution from subsidiary                                                                                8,642
   Net change in advances to subsidiaries                        347,362               350,310              (126,042)
--------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) investing
    activities                                                   244,224               335,361              (195,291)
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net decrease in securities sold under
    agreements to repurchase                                          --                    --               (51,438)
   Net decrease in commercial
    paper                                                        (51,987)              (81,130)              (31,398)
   Net (decrease) increase in other
    short-term borrowings                                       (325,726)               27,793                50,861
   Net (decrease) increase in notes
    payable                                                      (13,093)             (272,704)               47,838
   Cash dividends paid                                          (106,384)              (95,297)              (87,012)
   Proceeds from issuance of
    common stock                                                   9,702                 9,823                 9,387
   Treasury stock acquired                                            --                (2,064)              (53,919)
--------------------------------------------------------------------------------------------------------------------
 Net cash used in
   financing activities                                         (487,488)             (413,579)             (115,681)
--------------------------------------------------------------------------------------------------------------------
Net decrease in cash                                                 (20)                  (49)                 (192)
Cash at beginning of year                                            283                   332                   524
--------------------------------------------------------------------------------------------------------------------
Cash at end of year                                            $     263             $     283             $     332
====================================================================================================================


                             63 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


         The principal source of income for the Holding Company consists of dividends from BPPR. As a member subject to the regulations of the Federal Reserve Board, BPPR must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its net profits for that year, as defined by the Federal Reserve Board, combined with its retained net profits for the preceding two years. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 19. At December 31, 2001, BPPR could have declared a dividend of approximately $83,050,000 without the approval of the Federal Reserve.

NOTE 34 - CONDENSED CONSOLIDATING FINANCIAL INFORMATION OF GUARANTOR AND ISSUERS OF REGISTERED GUARANTEED SECURITIES:

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (PIHC), Popular International Bank, Inc. (PIBI), Popular North America, Inc. (PNA) and all other subsidiaries of the Corporation as of December 31, 2000 and 2001, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2001. PIBI, PNA, and their wholly-owned subsidiaries, except BPNA and Banco Popular, National Association (BP,N.A.), have a fiscal year that ends on November 30. Accordingly, the consolidated financial information of PIBI and PNA as of November 30, 1999, 2000 and 2001, corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31, 1999, 2000 and 2001, respectively.

         PIHC, PIBI and PNA are authorized issuers of debt securities and preferred stock under various shelf registrations filed with the SEC.

         PIBI is an operating subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries, ATH Costa Rica, CreST, S.A., and PNA.

         PNA is an operating subsidiary of PIBI and is the holding company of its wholly-owned subsidiaries, Popular Cash Express, Inc., Equity One, Inc., BPNA, including its wholly-owned subsidiary Popular Leasing, U.S.A.; and BP, N.A., including its wholly-owned subsidiary Popular Insurance, Inc.

         PIHC fully and unconditionally guarantees all registered debt securities and preferred stock issued by PIBI and PNA. As described in Note 33 of these financial statements, the principal source of cash flows for PIHC consists of dividends from BPPR.


                               64 POPULAR, INC.

STATEMENT OF CONDITION

                                                                       Year ended December 31, 2001
----------------------------------------------------------------------------------------------------------------------------------
                                             Popular, Inc.     PIBI        PNA          All other     Elimination     Popular, Inc.
(In thousands)                                Holding Co.   Holding Co. Holding Co.   Subsidiaries      Entries       Consolidated
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                       $       263    $     18   $       252   $    659,094    $    (53,485)   $    606,142
Money market investments                          112,937         302           442      1,075,301        (365,192)        823,790
Investment securities
 available-for-sale, at market value              166,193      20,781         6,473      9,101,954         (11,000)      9,284,401
Investment securities
 held-to-maturity, at amortized cost                                                       747,000        (154,640)        592,360
Trading account securities, at market value                                                271,106            (920)        270,186
Investment in subsidiaries                      2,129,890     559,658       772,220        164,146      (3,625,914)
Loans held-for-sale, at lower of cost
  or market                                                                                957,403         (17,915)        939,488
----------------------------------------------------------------------------------------------------------------------------------
Loans                                             196,412                 2,537,021     18,870,993      (4,048,397)     17,556,029
Less - Unearned income                                                                     326,966                         326,966
       Allowance for loan losses                                                           336,632                         336,632
----------------------------------------------------------------------------------------------------------------------------------
                                                  196,412                 2,537,021     18,207,395      (4,048,397)     16,892,431
----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                             12,006                                  393,699                         405,705
Other real estate                                                                           31,533                          31,533
Customers' liabilities on acceptances                                                        1,792                           1,792
Accrued income receivable                             323           2        12,263        196,277         (22,722)        186,143
Other assets                                       20,795      32,010         9,994        389,104             144         452,047
Intangible assets                                                                          258,994            (336)        258,658
----------------------------------------------------------------------------------------------------------------------------------
                                              $ 2,638,819    $612,771   $ 3,338,665   $ 32,454,798    $ (8,300,377)   $ 30,744,676
==================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
  Non-interest bearing                                                                $  3,335,268    $    (53,427)   $  3,281,841
  Interest bearing                                                                      13,099,160         (10,959)     13,088,201
----------------------------------------------------------------------------------------------------------------------------------
                                                                                        16,434,428         (64,386)     16,370,042
Federal funds purchased and securities
  sold under agreements to repurchase                                   $   421,618      5,561,883        (231,733)      5,751,768
Other short-term borrowings                                  $  4,272       536,443      2,663,575      (1,377,048)      1,827,242
Notes payable                                 $   198,918                 1,780,452      4,709,260      (2,953,499)      3,735,131
Acceptances outstanding                                                                      1,792                           1,792
Other liabilities                                  42,083          72        48,959        448,845         (29,065)        510,894
----------------------------------------------------------------------------------------------------------------------------------
                                                  241,001       4,344     2,787,472     29,819,783      (4,655,731)     28,196,869
----------------------------------------------------------------------------------------------------------------------------------
Subordinated notes                                125,000                                                                  125,000
----------------------------------------------------------------------------------------------------------------------------------
Preferred beneficial interests in Popular
  North America's junior subordinated
  deferrable interest debentures
  guaranteed by the Corporation                                                            150,000            (920)        149,080
----------------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated
  subsidiaries                                                                                 105             804             909
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
Preferred stock                                   100,000                                                                  100,000
Common stock                                      832,498       3,962             2         72,575         (76,539)        832,498
Surplus                                           268,544     492,494       439,964      1,334,918      (2,267,376)        268,544
Retained earnings                               1,057,724     105,748       110,687      1,032,542      (1,248,977)      1,057,724
Treasury stock, at cost                           (66,136)                                    (236)            236         (66,136)
Accumulated other comprehensive income,
  net of tax                                       80,188       6,223           540         45,111         (51,874)         80,188
----------------------------------------------------------------------------------------------------------------------------------
                                                2,272,818     608,427       551,193      2,484,910      (3,644,530)      2,272,818
----------------------------------------------------------------------------------------------------------------------------------
                                              $ 2,638,819    $612,771   $ 3,338,665   $ 32,454,798    $ (8,300,377)   $ 30,744,676
==================================================================================================================================


                             65 ANNUAL REPORT 2001

GROWING WITH GENERATIONS


STATEMENT OF CONDITION

                                                                       Year ended December 31, 2000
----------------------------------------------------------------------------------------------------------------------------------
                                             Popular, Inc.     PIBI        PNA          All other     Elimination     Popular, Inc.
(In thousands)                                Holding Co.   Holding Co. Holding Co.   Subsidiaries      Entries       Consolidated
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                       $       283    $     18   $       288   $    822,672    $    (97,210)   $    726,051
Money market investments                           20,837         326            60      1,944,366        (896,971)      1,068,618
Investment securities
 available-for-sale, at market value              151,413      12,577         6,342      8,625,592                       8,795,924
Investment securities
 held-to-maturity, at amortized cost                                                       419,371        (154,640)        264,731
Trading account securities, at market value                                                153,073                         153,073
Investment in subsidiaries, at equity           2,005,774     542,158       741,505        126,350      (3,415,787)
Loans held-for-sale, at lower of cost
 or market                                                                                 823,901                         823,901
----------------------------------------------------------------------------------------------------------------------------------
Loans                                             543,773      22,500     1,842,515     15,629,152      (2,457,561)     15,580,379
Less -  Unearned income                                                                    347,195                         347,195
        Allowance for loan losses                                                          290,653                         290,653
----------------------------------------------------------------------------------------------------------------------------------
                                                  543,773      22,500     1,842,515     14,991,304      (2,457,561)     14,942,531
----------------------------------------------------------------------------------------------------------------------------------

Premises and equipment                                                                     405,772                         405,772
Other real estate                                                                           23,518                          23,518
Customers' liabilities on acceptances                                                        1,647                           1,647
Accrued income receivable                           1,113         590        12,051        209,278         (20,492)        202,540
Other assets                                       22,023         895         4,937        340,614          (1,319)        367,150
Intangible assets                                                                          282,048            (453)        281,595
----------------------------------------------------------------------------------------------------------------------------------
                                              $ 2,745,216    $579,064   $ 2,607,698   $ 29,169,506    $ (7,044,433)   $ 28,057,051
==================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits:
   Non-interest bearing                                                               $  3,207,037    $    (97,152)   $  3,109,885
   Interest bearing                                                                     11,738,916         (43,894)     11,695,022
----------------------------------------------------------------------------------------------------------------------------------
                                                                                        14,945,953        (141,046)     14,804,907
 Federal funds purchased and securities
  sold under agreements to repurchase                                   $    68,700      5,033,117        (137,702)      4,964,115
 Other short-term borrowings                  $   377,713    $  5,414     1,336,063      4,298,732      (1,648,710)      4,369,212
 Notes payable                                    212,011                   633,254      1,997,722      (1,666,075)      1,176,912
 Acceptances outstanding                                                                     1,647                           1,647
 Other liabilities                                 36,848         275        37,267        421,807         (25,510)        470,687
----------------------------------------------------------------------------------------------------------------------------------
                                                  626,572       5,689     2,075,284     26,698,978      (3,619,043)     25,787,480
----------------------------------------------------------------------------------------------------------------------------------
 Subordinated notes                               125,000                                                                  125,000
----------------------------------------------------------------------------------------------------------------------------------
 Preferred beneficial interests in Popular
   North America's junior subordinated
   deferrable interest debentures
   guaranteed by the Corporation                                                           150,000                         150,000
----------------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated
 subsidiaries                                                                                  105             822             927
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
Preferred stock                                   100,000                                                                  100,000
Common stock                                      830,356       3,962             2         72,575         (76,539)        830,356
Surplus                                           260,984     485,676       439,964      1,328,053      (2,253,693)        260,984
Retained earnings                                 865,082      83,576        90,434        940,007      (1,114,017)        865,082
Treasury stock, at cost                           (66,214)                                    (314)            314
                                                                                                                           (66,214)
Accumulated other comprehensive
 income (loss), net of tax                          3,436         161         2,014        (19,898)         17,723           3,436
----------------------------------------------------------------------------------------------------------------------------------
                                                1,993,644     573,375       532,414      2,320,423      (3,426,212)      1,993,644
----------------------------------------------------------------------------------------------------------------------------------
                                              $ 2,745,216    $579,064   $ 2,607,698   $ 29,169,506    $ (7,044,433)   $ 28,057,051
==================================================================================================================================


                               66 POPULAR, INC.

STATEMENT OF INCOME

                                                                    Year ended December 31, 2001
----------------------------------------------------------------------------------------------------------------------------------
                                              Popular, Inc.     PIBI         PNA           Other       Elimination    Popular, Inc.
(In thousands)                                 Holding Co.   Holding Co.  Holding Co.  Subsidiaries      Entries      Consolidated
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Loans                                         $  21,525     $  1,069     $153,426    $ 1,614,050     $(230,180)    $ 1,559,890
  Money market investments                          1,127           19          781         97,931       (52,248)         47,610
  Investment securities                             1,553            2          756        484,095       (13,062)        473,344
  Trading account securities                                                                15,024            (6)         15,018
----------------------------------------------------------------------------------------------------------------------------------
                                                   24,205        1,090      154,963      2,211,100      (295,496)      2,095,862
----------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
  Deposits                                                                                 520,587        (2,419)        518,168
  Short-term borrowings                             1,144          231       64,856        372,091      (108,674)        329,648
  Long-term debt                                   31,216                    87,488        236,654      (184,297)        171,061
----------------------------------------------------------------------------------------------------------------------------------
                                                   32,360          231      152,344      1,129,332      (295,390)      1,018,877
----------------------------------------------------------------------------------------------------------------------------------
Net interest (loss) income                         (8,155)         859        2,619      1,081,768          (106)      1,076,985
Provision for loan losses                                                                  213,250                       213,250
----------------------------------------------------------------------------------------------------------------------------------
Net interest (loss) income after provision
 for loan losses                                   (8,155)         859        2,619        868,518          (106)        863,735
Service charges on deposit accounts                                                        147,037           (43)        146,994
Other service fees                                                                         236,629          (154)        236,475
(Loss) gain on sale of investment securities         (100)         (50)                        177                            27
Trading account profit (loss)                                       27                      (1,808)                       (1,781)
(Loss) gain on derivatives                                                  (20,515)           287                       (20,228)
Gain on sale of loans                                                                       45,633                        45,633
Other operating income                             14,519        1,915                      53,532       (11,570)         58,396
----------------------------------------------------------------------------------------------------------------------------------
                                                    6,264        2,751      (17,896)     1,350,005       (11,873)      1,329,251
----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
 Personnel costs:
  Salaries                                                         292                     321,094                       321,386
  Profit sharing                                                                            16,251                        16,251
  Pension and other benefits                                        51                      87,454                        87,505
----------------------------------------------------------------------------------------------------------------------------------
                                                                   343                     424,799                       425,142
 Net occupancy expenses                                             12                      72,088                        72,100
 Equipment expenses                                                                         97,383                        97,383
 Other taxes                                        1,394                                   37,362                        38,756
 Professional fees                                  1,275            9          402         66,245          (268)         67,663
 Communications                                        39                                   48,844                        48,883
 Business promotion                                                                         50,783                        50,783
 Printing and supplies                                                                      17,804                        17,804
 Other operating expenses                              94           61          426         74,212          (608)         74,185
 Amortization of intangibles                                                                27,438                        27,438
----------------------------------------------------------------------------------------------------------------------------------
                                                    2,802          425          828        916,958          (876)        920,137
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income tax, minority
 interest, cumulative effect of accounting
 change and equity in earnings
 of subsidiaries                                    3,462        2,326      (18,724)       433,047       (10,997)        409,114
Income tax                                         (1,399)                   (6,627)       116,095        (2,789)        105,280
Net loss of minority interest                                                                   18                            18
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of
 accounting change and equity in earnings
 of subsidiaries                                    4,861        2,326      (12,097)       316,970        (8,208)        303,852
Cumulative effect of accounting change                                                         686                           686
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before equity in earnings of
  subsidiaries                                      4,861        2,326      (12,097)       317,656        (8,208)        304,538
Equity in earnings of subsidiaries                299,677       19,845       32,350         23,820      (375,692)
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                      $ 304,538     $ 22,171     $ 20,253    $   341,476     $(383,900)    $   304,538
==================================================================================================================================


                             67 ANNUAL REPORT 2001

GROWING WITH GENERATIONS

STATEMENT OF INCOME

                                                                                    Year ended December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                      Popular, Inc.     PIBI          PNA           Other
(In thousands)                                                         Holding Co.   Holding Co.   Holding Co.   Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME:
Loans                                                                   $  50,363     $    876     $ 119,316     $ 1,589,626
Money market investments                                                      855           81           189         118,585
Investment securities                                                       1,863            2           715         496,603

Trading account securities                                                                                            14,771
-----------------------------------------------------------------------------------------------------------------------------
                                                                           53,081          959       120,220       2,219,585
-----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Deposits                                                                                                           553,471
  Short-term borrowings                                                    30,354          552        54,030         522,091
  Long-term debt                                                           29,336          142        72,646         148,321
-----------------------------------------------------------------------------------------------------------------------------
                                                                           59,690          694       126,676       1,223,883
-----------------------------------------------------------------------------------------------------------------------------
Net interest (loss) income                                                 (6,609)         265        (6,456)        995,702
Provision for loan losses                                                   1,365                                    193,275
-----------------------------------------------------------------------------------------------------------------------------
Net interest (loss) income after provision
  for loan losses                                                          (7,974)         265        (6,456)        802,427
Service charges on deposit accounts                                                                                  125,519
Other service fees                                                                                                   217,814
Gain (loss) on sale of investment securities                               12,001                                       (800
Trading account profit                                                                                                 1,991
Gain on sale of loans                                                                                                 39,673
Other operating income                                                     10,818        1,279                        64,409
-----------------------------------------------------------------------------------------------------------------------------
                                                                           14,845        1,544        (6,456)      1,251,033
-----------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 Personnel costs:
  Salaries                                                                                 280                       306,249
  Profit sharing                                                                                                      18,913
  Pension and other benefits                                                                46                        68,688
-----------------------------------------------------------------------------------------------------------------------------
                                                                                           326                       393,850
 Net occupancy expenses                                                                     12                        67,724
 Equipment expenses                                                             1                                     98,021
 Other taxes                                                                1,350                                     32,775
 Professional fees                                                            473            9           228          66,088
 Communications                                                                19                                     45,670
 Business promotion                                                                                                   46,791
 Printing and supplies                                                          2                                     20,826
 Other operating expenses                                                     609           50           421          69,160
 Amortization of intangibles                                                                                          34,558
-----------------------------------------------------------------------------------------------------------------------------
                                                                            2,454          397           649         875,463
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) before income tax, minority interest
 and equity in earnings of subsidiaries                                    12,391        1,147        (7,105)        375,570
Income tax                                                                  3,354                     (2,590)        101,573
Net loss of minority interest                                                                                          1,152
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) before equity in earnings
 of subsidiaries                                                            9,037        1,147        (4,515)        275,149
Equity in earnings of subsidiaries                                        267,066       12,900        20,944           9,271
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                               $276,103      $14,047       $16,429        $284,420
=============================================================================================================================

                                                                     Year ended December 31, 2000
--------------------------------------------------------------------------------------------------
                                                                      Elimination    Popular, Inc.
(In thousands)                                                         Entries      Consolidated
--------------------------------------------------------------------------------------------------
INTEREST INCOME:
INTEREST INCOME:
Loans                                                                   ($173,349)     $ 1,586,832
Money market investments                                                  (57,354)          62,356
Investment securities                                                     (12,985)         486,198

 Trading account securities                                                                 14,771
--------------------------------------------------------------------------------------------------
                                                                         (243,688)       2,150,157
--------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Deposits                                                                (24,098)         529,373
  Short-term borrowings                                                   (98,998)         508,029
  Long-term debt                                                         (120,451)         129,994
--------------------------------------------------------------------------------------------------
                                                                         (243,547)       1,167,396
--------------------------------------------------------------------------------------------------
Net interest (loss) income                                                   (141)         982,761
Provision for loan losses                                                                  194,640
--------------------------------------------------------------------------------------------------
Net interest (loss) income after provision
  for loan losses                                                            (141)         788,121
Service charges on deposit accounts                                                        125,519
Other service fees                                                         (1,819)         215,995
Gain (loss) on sale of investment securities                                                11,201
Trading account profit                                                                       1,991
Gain on sale of loans                                                                       39,673
Other operating income                                                     (6,825)          69,681
--------------------------------------------------------------------------------------------------
                                                                           (8,785)       1,252,181
--------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 Personnel costs:
  Salaries                                                                                 306,529
  Profit sharing                                                                            18,913
  Pension and other benefits                                                                68,734
--------------------------------------------------------------------------------------------------
                                                                                           394,176
 Net occupancy expenses                                                       (16)          67,720
 Equipment expenses                                                                         98,022
 Other taxes                                                                                34,125
 Professional fees                                                         (1,947)          64,851
 Communications                                                                             45,689
 Business promotion                                                                         46,791
 Printing and supplies                                                                      20,828
 Other operating expenses                                                    (567)          69,673
 Amortization of intangibles                                                                34,558
--------------------------------------------------------------------------------------------------
                                                                           (2,530)         876,433
--------------------------------------------------------------------------------------------------
Income (loss) before income tax, minority interest
 and equity in earnings of subsidiaries                                    (6,255)         375,748
Income tax                                                                 (1,540)         100,797
Net loss of minority interest                                                                1,152
--------------------------------------------------------------------------------------------------
Income (loss) before equity in earnings
 of subsidiaries                                                           (4,715)         276,103
Equity in earnings of subsidiaries                                       (310,181)
--------------------------------------------------------------------------------------------------
NET INCOME                                                              $(314,896)        $276,103
==================================================================================================


                                68 POPULAR, INC.

Statement of Income

                                                                                    Year ended December 31, 1999
-----------------------------------------------------------------------------------------------------------------------------
                                                                      Popular, Inc.     PIBI          PNA           Other
(In thousands)                                                         Holding Co.   Holding Co.   Holding Co.   Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Loans                                                                 $  57,219     $    484     $  80,093     $ 1,375,630
  Money market investments                                                    662          263         2,418          64,359
  Investment securities                                                     3,034            2           720         435,035
  Trading account securities                                                                                          19,171
-----------------------------------------------------------------------------------------------------------------------------
                                                                           60,915          749        83,231       1,894,195
-----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Deposits                                                                                                           460,358
  Short-term borrowings                                                    22,525          922        22,822         354,270
  Long-term debt                                                           42,214          100        66,445         115,629
-----------------------------------------------------------------------------------------------------------------------------
                                                                           64,739        1,022        89,267         930,257
-----------------------------------------------------------------------------------------------------------------------------
Net interest (loss) income                                                 (3,824)        (273)       (6,036)        963,938
Provision for loan losses                                                                                            148,948
-----------------------------------------------------------------------------------------------------------------------------
Net interest (loss) income after provision
 for loan losses                                                           (3,824)        (273)       (6,036)        814,990
Service charges on deposit accounts                                                                                  118,187
Other service fees                                                                                                   171,025
Gain on sale of investment securities                                                                    216             422
Trading account loss                                                                                                  (1,582)
Gain on sale of loans                                                                                                 34,890
Other operating income                                                      7,232          608             4          48,257
-----------------------------------------------------------------------------------------------------------------------------
                                                                            3,408          335        (5,816)      1,186,189
-----------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 Personnel costs:
  Salaries                                                                                 235                       289,760
  Profit sharing                                                                                                      23,881
  Pension and other benefits                                                                43                        72,777
-----------------------------------------------------------------------------------------------------------------------------
                                                                                           278                       386,418
 Net occupancy expenses                                                                     12                        60,802
 Equipment expenses                                                             1                                     88,346
 Other taxes                                                                  835                                     32,455
 Professional fees                                                          1,307           11           699          67,807
 Communications                                                                 2                                     43,144
 Business promotion                                                                                                   45,938
 Printing and supplies                                                         10                                     20,699
 Other operating expenses                                                                   42             9          58,815
 Amortization of intangibles                                                                                          31,788
-----------------------------------------------------------------------------------------------------------------------------
                                                                            2,155          343           708         836,212
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) before income tax, minority interest
 and equity in earnings of subsidiaries                                     1,253           (8)       (6,524)        349,977
Income tax                                                                                            (2,277)         88,546
Net loss of minority interest                                                                                          2,454
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) before equity in earnings
 of subsidiaries                                                            1,253           (8)       (4,247)        263,885
Equity in earnings of subsidiaries                                        256,305        4,858        13,199          13,180
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                              $ 257,558     $  4,850     $   8,952     $   277,065
=============================================================================================================================


                                                                     Year ended December 31, 1999
-------------------------------------------------------------------------------------------------
                                                                      Elimination    Popular, Inc.
(In thousands)                                                          Entries     Consolidated
-------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Loans                                                               $(140,268)     $ 1,373,158
  Money market investments                                              (34,268)          33,434
  Investment securities                                                 (12,884)         425,907
  Trading account securities                                                              19,171
-------------------------------------------------------------------------------------------------
                                                                       (187,420)       1,851,670
-------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Deposits                                                               (8,143)         452,215
  Short-term borrowings                                                 (82,893)         317,646
  Long-term debt                                                        (96,317)         128,071
-------------------------------------------------------------------------------------------------
                                                                       (187,353)         897,932
-------------------------------------------------------------------------------------------------
Net interest (loss) income                                                  (67)         953,738
Provision for loan losses                                                                148,948
-------------------------------------------------------------------------------------------------
Net interest (loss) income after provision
 for loan losses                                                            (67)         804,790
Service charges on deposit accounts                                                      118,187
Other service fees                                                       (1,298)         169,727
Gain on sale of investment securities                                                        638
Trading account loss                                                                      (1,582)
Gain on sale of loans                                                                     34,890
Other operating income                                                   (5,045)          51,056
-------------------------------------------------------------------------------------------------
                                                                         (6,410)       1,177,706
-------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 Personnel costs:
  Salaries                                                                               289,995
  Profit sharing                                                                          23,881
  Pension and other benefits                                                              72,820
-------------------------------------------------------------------------------------------------
                                                                                         386,696
 Net occupancy expenses                                                                   60,814
 Equipment expenses                                                         (13)          88,334
 Other taxes                                                                              33,290
 Professional fees                                                       (1,869)          67,955
 Communications                                                                           43,146
 Business promotion                                                                       45,938
 Printing and supplies                                                                    20,709
 Other operating expenses                                                   (54)          58,812
 Amortization of intangibles                                                              31,788
-------------------------------------------------------------------------------------------------
                                                                         (1,936)         837,482
-------------------------------------------------------------------------------------------------
Income (loss) before income tax, minority interest
 and equity in earnings of subsidiaries                                  (4,474)         340,224
Income tax                                                               (1,149)          85,120
Net loss of minority interest                                                              2,454
-------------------------------------------------------------------------------------------------
Income (loss) before equity in earnings
 of subsidiaries                                                         (3,325)         257,558
Equity in earnings of subsidiaries                                     (287,542)
-------------------------------------------------------------------------------------------------
NET INCOME                                                            $(290,867)     $   257,558
=================================================================================================


                              69 ANNUAL REPORT 2001

GROWING WITH GENERATIONS

Statement of Cash Flow

                                                                                    Year ended December 31, 2001
-----------------------------------------------------------------------------------------------------------------------------
                                                                      Popular, Inc.     PIBI          PNA           Other
(In thousands)                                                         Holding Co.   Holding Co.   Holding Co.   Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                             $ 304,538     $ 22,170     $  20,253     $   341,477
-----------------------------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries                        (299,677)     (19,845)      (32,350)        (23,820)
 Depreciation and amortization of
  premises and equipment                                                      203                                     75,759
 Provision for loan losses                                                                                           213,250
 Amortization of intangibles                                                                                          27,438
 Net loss (gain) on sale of investment securities                             100           50                          (177)
 Loss (gain) on derivatives                                                                           20,515            (287)
 Net loss on disposition of premises and equipment                                                                       672
 Net gain on sale of loans, excluding loans held-for-sale                                                             (1,173)
 Amortization of premiums and accretion
  of discounts on investments                                                                                          6,708
 Increase in loans held-for-sale                                                                                    (133,502)
 Amortization of deferred loan fees and costs                                                                         22,881
 Net increase in trading securities                                                                                 (118,033)
 Net decrease (increase) in interest receivable                               789          588          (212)         13,675
 Net decrease (increase) in other assets                                    1,201      (31,116)       (2,972)         44,905
 Net decrease in interest payable                                         (12,599)        (217)       (7,660)        (41,083)
 Net (decrease) increase in current and deferred taxes                        (21)                     1,475          19,635
 Net increase in postretirement benefit
  obligation                                                                                                           4,052
 Net increase (decrease) in other liabilities                              12,369           14        (4,722)         11,165
-----------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                        (297,635)     (50,526)      (25,926)        122,065
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                         6,903      (28,356)       (5,673)        463,542
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net (increase) decrease in money market investment                       (92,100)          25          (382)        869,064
 Purchases of investment securities held-to-maturity                                                              (7,973,243)
 Maturities of investment securities held-to-maturity                                                              7,635,276
 Purchases of investment securities available-for-sale                   (103,902)        (145)                   (7,231,376)
 Maturities of investment securities available-for-sale                    99,679                         62       5,675,066
 Proceeds from sales of investment securities available-for-sale                                                   1,161,097
 Net repayments (disbursements) on loans                                                22,500      (694,506)     (3,104,735)
 Proceeds from sale of loans                                              347,362                                    539,876
 Acquisition of loan portfolios                                                                                     (833,035)
 Capital contribution to subsidiaries                                      (6,815)                      (532)          1,259
 Return on investment from subsidiary                                                      300
 Acquisition of premises and equipment                                    (12,209)                                   (67,263)
 Proceeds from sale of premises and equipment                                                                          2,905
 Dividends received from subsidiary                                       248,550
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                       480,565       22,680      (695,358)     (3,325,109)
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits                                                                                          1,471,561
 Net increase in federal funds purchased and
  securities sold under agreements to repurchase                                                     352,918         528,767
 Net decrease in other short-term borrowings                             (377,713)      (1,142)     (799,621)     (1,765,638)
 Net (payments) proceeds from issuance of notes
  payable and capital securities                                          (13,093)                 1,147,198       2,711,539
 Dividends paid to parent company                                                                                   (248,550)
 Dividends paid                                                          (106,384)
 Proceeds from issuance of common stock                                     9,702
 Treasury stock sold                                                                                                      78
 Return of capital to parent                                                                                            (300)
 Capital contribution from parent                                                        6,818           500             532
-----------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                      (487,488)       5,676       700,995       2,697,989
-----------------------------------------------------------------------------------------------------------------------------
Net decrease in cash and due from banks                                       (20)                       (36)       (163,578)
Cash and due from banks at beginning of year                                  283           18           288         822,672
-----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                  $     263     $     18     $     252     $   659,094
=============================================================================================================================

                                                                     Year ended December 31, 2001
-------------------------------------------------------------------------------------------------
                                                                      Elimination    Popular, Inc.
(In thousands)                                                         Entries      Consolidated
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                           $ (383,900)     $   304,538
-------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries                        375,692
 Depreciation and amortization of
  premises and equipment                                                                   75,962
 Provision for loan losses                                                                213,250
 Amortization of intangibles                                                               27,438
 Net loss (gain) on sale of investment securities                                             (27)
 Loss (gain) on derivatives                                                                20,228
 Net loss on disposition of premises and equipment                                            672
 Net gain on sale of loans, excluding loans held-for-sale                                  (1,173)
 Amortization of premiums and accretion
  of discounts on investments                                                               6,708
 Increase in loans held-for-sale                                          17,915         (115,587)
 Amortization of deferred loan fees and costs                                              22,881
 Net increase in trading securities                                          920         (117,113)
 Net decrease (increase) in interest receivable                            1,557           16,397
 Net decrease (increase) in other assets                                  (1,444)          10,574
 Net decrease in interest payable                                                         (61,559)
 Net (decrease) increase in current and deferred taxes                    (1,733)          19,356
 Net increase in postretirement benefit
  obligation                                                                                4,052
 Net increase (decrease) in other liabilities                             (3,332)          15,494
-------------------------------------------------------------------------------------------------
Total adjustments                                                        389,575          137,553
-------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                        5,675          442,091
-------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net (increase) decrease in money market investment                     (531,779)         244,828
 Purchases of investment securities held-to-maturity                                   (7,973,243)
 Maturities of investment securities held-to-maturity                                   7,635,276
 Purchases of investment securities available-for-sale                                 (7,335,423)
 Maturities of investment securities available-for-sale                   10,999        5,785,806
 Proceeds from sales of investment securities available-for-sale                        1,161,097
 Net repayments (disbursements) on loans                               1,460,353       (2,316,388)
 Proceeds from sale of loans                                                              887,238
 Acquisition of loan portfolios                                                          (833,035)
 Capital contribution to subsidiaries                                      6,088
 Return on investment from subsidiary                                       (300)
 Acquisition of premises and equipment                                                    (79,472)
 Proceeds from sale of premises and equipment                                               2,905
 Dividends received from subsidiary                                     (248,550)
-------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                      696,811       (2,820,411)
-------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits                                                 80,472        1,552,033
 Net increase in federal funds purchased and
  securities sold under agreements to repurchase                         (94,032)         787,653
 Net decrease in other short-term borrowings                             402,144       (2,541,970)
 Net (payments) proceeds from issuance of notes
  payable and capital securities                                      (1,288,345)       2,557,299
 Dividends paid to parent company                                        248,550
 Dividends paid                                                                          (106,384)
 Proceeds from issuance of common stock                                                     9,702
 Treasury stock sold                                                                           78
 Return of capital to parent                                                 300
 Capital contribution from parent                                         (7,850)
-------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                     (658,761)       2,258,411
-------------------------------------------------------------------------------------------------
Net decrease in cash and due from banks                                   43,725         (119,909)
Cash and due from banks at beginning of year                             (97,210)         726,051
-------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                 $ (53,485)     $   606,142
==================================================================================================


                                70 POPULAR, INC.

Statement of Cash Flow

                                                                                    Year ended December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                      Popular, Inc.     PIBI          PNA           Other
(In thousands)                                                         Holding Co.   Holding Co.   Holding Co.   Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                             $ 276,103     $ 14,047     $  16,429     $   284,420
-----------------------------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries                        (267,066)     (12,900)      (20,944)         (9,271)
 Depreciation and amortization of
  premises and equipment                                                                                              76,848
 Provision for loan losses                                                  1,365                                    193,275
 Amortization of intangibles                                                                                          34,558
 Net (gain) loss on sale of investment securities                         (12,001)                                       800
 Net loss on disposition of premises and equipment                                                                       210
 Net gain on sale of loans, excluding loans held-for-sale                                                             (7,935)
 Amortization of premiums and accretion
  of discounts on investments                                                                           (430)          1,350
 Increase in loans held-for-sale                                                                                    (204,603)
 Amortization of deferred loan fees and costs                                                                         22,093
 Net decrease in trading securities                                                                                   83,537
 Net increase in interest receivable                                         (991)        (394)      (11,379)        (27,779)
 Net increase in other assets                                             (18,913)        (302)         (155)         (9,984)
 Net (decrease) increase in interest payable                                 (605)        (210)       (3,585)         29,301
 Net increase (decrease) in current and deferred taxes                      6,826                     (2,165)        (17,268)
 Net increase in postretirement benefit
  obligation                                                                                                           3,844
 Net increase in other liabilities                                          5,451           31           435          26,502
-----------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                        (285,934)     (13,775)      (38,223)        195,478
-----------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                        (9,831)         272       (21,794)        479,898
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net decrease (increase) in money market investment                        14,663        2,931        21,443        (254,838)
 Purchases of investment securities held-to-maturity                                                              (5,517,411)
 Maturities of investment securities held-to-maturity                                                              5,458,897
 Purchases of investment securities available-for-sale                    (37,318)                      (298)     (4,759,954)
 Maturities of investment securities available-for-sale                    13,503                                  2,771,791
 Proceeds from sales of investment securities available-for-sale           19,950                                    799,005
 Net repayments (disbursements) on loans                                  350,310       16,392      (414,741)     (1,899,973)
 Proceeds from sale of loans                                                                                       1,024,637
 Acquisition of loan portfolios                                                                                     (589,178)
 Capital contribution to subsidiaries                                     (25,747)      (7,943)      (97,390)        (10,174)
 Assets acquired, net of cash                                                                                         (8,453)
 Acquisition of premises and equipment                                                                               (75,147)
 Proceeds from sale of premises and equipment                                                                         11,631
 Cash transferred due to sale of investment in subsidiary                                                            (46,899)
 Merger of Popular Holdings USA in PNA                                                                   455
 Dividends received from subsidiary                                        88,000
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                       423,361       11,380      (490,531)     (3,096,066)
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits                                                                                            413,493
 Net increase in federal funds purchased and
  securities sold under agreements to repurchase                                                      68,700         511,417
 Net (decrease) increase in other short-term borrowings                   (53,337)     (20,304)    1,011,407       1,385,576
 Net (payments) proceeds from issuance of notes payable                  (272,704)      (7,007)     (568,158)        417,844
 Dividends paid to parent company                                                                                    (88,000)
 Dividends paid                                                           (95,297)
 Proceeds from issuance of common stock                                     9,823
 Treasury stock acquired                                                   (2,064)                                       (27)
 Capital contribution from parent                                                       15,450                       105,299
-----------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                      (413,579)     (11,861)      511,949       2,745,602
-----------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and due from banks                            (49)        (209)         (376)        129,434
Cash and due from banks at beginning of year                                  332          227           664         693,238
-----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                  $     283     $     18     $     288     $   822,672
=============================================================================================================================

                                                                     Year ended December 31, 2000
---------------------------------------------------------------------------------------------------
                                                                      Elimination    Popular, Inc.
(In thousands)                                                         Entries      Consolidated
---------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                             $(314,896)     $   276,103
---------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries                         310,181
 Depreciation and amortization of
  premises and equipment                                                                    76,848
 Provision for loan losses                                                                 194,640
 Amortization of intangibles                                                                34,558
 Net (gain) loss on sale of investment securities                                          (11,201)
 Net loss on disposition of premises and equipment                                             210
 Net gain on sale of loans, excluding loans held-for-sale                                   (7,935)
 Amortization of premiums and accretion
  of discounts on investments                                                                  920
 Increase in loans held-for-sale                                                          (204,603)
 Amortization of deferred loan fees and costs                                               22,093
 Net decrease in trading securities                                                         83,537
 Net increase in interest receivable                                        8,017          (32,526)
 Net increase in other assets                                                 238          (29,116)
 Net (decrease) increase in interest payable                                                24,901
 Net increase (decrease) in current and deferred taxes                      1,373          (11,234)
 Net increase in postretirement benefit
  obligation                                                                                 3,844
 Net increase in other liabilities                                        (13,794)          18,625
---------------------------------------------------------------------------------------------------
Total adjustments                                                         306,015          163,561
---------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                        (8,881)         439,664
---------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net decrease (increase) in money market investment                       102,398         (113,403)
 Purchases of investment securities held-to-maturity                                    (5,517,411)
 Maturities of investment securities held-to-maturity                                    5,458,897
 Purchases of investment securities available-for-sale                                  (4,797,570)
 Maturities of investment securities available-for-sale                      (800)       2,784,494
 Proceeds from sales of investment securities available-for-sale                           818,955
 Net repayments (disbursements) on loans                                   70,078       (1,877,934)
 Proceeds from sale of loans                                                             1,024,637
 Acquisition of loan portfolios                                                           (589,178)
 Capital contribution to subsidiaries                                     141,254
 Assets acquired, net of cash                                                               (8,453)
 Acquisition of premises and equipment                                                     (75,147)
 Proceeds from sale of premises and equipment                                               11,631
 Cash transferred due to sale of investment in subsidiary                                  (46,899)
 Merger of Popular Holdings USA in PNA                                       (455)
 Dividends received from subsidiary                                       (88,000)
---------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                       224,475       (2,927,381)
---------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits                                                 512,678          926,171
 Net increase in federal funds purchased and
  securities sold under agreements to repurchase                          (30,482)         549,635
 Net (decrease) increase in other short-term borrowings                  (528,767)       1,794,575
 Net (payments) proceeds from issuance of notes payable                  (202,719)        (632,744)
 Dividends paid to parent company                                          88,000
 Dividends paid                                                                            (95,297)
 Proceeds from issuance of common stock                                                      9,823
 Treasury stock acquired                                                                    (2,091)
 Capital contribution from parent                                        (120,749)
--------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                      (282,039)       2,550,072
--------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and due from banks                        (66,445)          62,355
Cash and due from banks at beginning of year                              (30,765)         663,696
--------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                  $ (97,210)     $   726,051
===================================================================================================


                              71 ANNUAL REPORT 2001

GROWING WITH GENERATIONS

Statement of Cash Flow

                                                                                    Year ended December 31, 1999
-----------------------------------------------------------------------------------------------------------------------------
                                                                      Popular, Inc.     PIBI          PNA           Other
(In thousands)                                                         Holding Co.   Holding Co.   Holding Co.   Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                             $ 257,558     $  4,850     $   8,952     $   277,065
-----------------------------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of
  subsidiaries                                                           (256,305)      (4,858)      (13,199)        (13,180)
 Depreciation and amortization of
  premises and equipment                                                                                              71,320
 Provision for loan losses                                                                                           148,948
 Amortization of intangibles                                                                                          31,788
 Net gain on sale of investment securities                                                              (216)           (422)
 Net loss on disposition of premises and equipment                                                                       365
 Net gain on sale of loans, excluding loans held-for-sale                                                             (2,717)
 Amortization of premiums and accretion
  of discounts on investments                                                  17                                      6,861
 Decrease in loans held-for-sale                                                                                      26,818
 Amortization of deferred loan fees and costs                                                                          2,565
 Net decrease in trading securities                                                                                   82,117
 Net decrease (increase) in interest receivable                             1,063         (187)         (356)        (26,550)
 Net increase in other assets                                              (6,557)        (177)       (2,164)        (28,502)
 Net increase (decrease) in interest payable                                1,557          424       (16,395)         33,006
 Net decrease in current and deferred taxes                                (6,108)                    (2,277)        (37,458)
 Net increase in postretirement benefit
  obligation                                                                                                           9,708
 Net increase (decrease) in other liabilities                               5,207           (1)       31,695         (10,846)
-----------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                        (261,126)      (4,799)       (2,912)        293,821
-----------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                        (3,568)          51         6,040         570,886
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net (decrease) increase in money market investment                       (31,800)      (1,793)       73,926        (529,179)
 Purchases of investment securities held-to-maturity                                                              (6,070,728)
 Maturities of investment securities held-to-maturity                                                              6,095,690
 Purchases of investment securities available-for-sale                    (94,299)      (8,515)       (1,266)     (6,201,587)
 Maturities of investment securities available-for-sale                    50,000                                  5,417,356
 Proceeds from sales of investment securities available-for-sale            3,308                                    165,029
 Net disbursements on loans                                              (126,042)     (16,961)     (323,166)     (2,805,737)
 Proceeds from sale of loans                                                                                         920,421
 Acquisition of loan portfolios                                                                                       (5,945)
 Capital contribution from (to) subsidiaries                                3,542     (125,725)      (36,486)         (4,644)
 Assets acquired, net of cash                                                                                         (2,925)
 Acquisition of premises and equipment                                                                              (108,428)
 Proceeds from sale of premises and equipment                                                                         24,923
 Dividends received from subsidiary                                       314,348
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                       119,057     (152,994)     (286,992)     (3,105,754)
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits                                                                                          1,134,197
 Net (decrease) increase in federal funds purchased and
  securities sold under agreements to repurchase                          (51,438)                  (341,700)        677,276
 Net increase in other short-term borrowings                               19,463       20,719        73,797         872,245
 Net proceeds from issuance of notes payable                               47,838        7,007       547,014         113,250
 Dividends paid to parent company                                                                                   (314,348)
 Dividends paid                                                           (87,012)
 Proceeds from issuance of common stock                                     9,387
 Treasury stock acquired                                                  (53,919)
 Capital contribution from parent                                                      125,421                        60,125
-----------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                      (115,681)     153,147       279,111       2,542,745
-----------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and due from banks                           (192)         204        (1,841)          7,877
Cash and due from banks at beginning of year                                  524           23         2,505         685,361
-----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                  $     332     $    227     $     664     $   693,238
=============================================================================================================================

                                                                     Year ended December 31, 1999
---------------------------------------------------------------------------------------------------
                                                                      Elimination    Popular, Inc.
(In thousands)                                                         Entries      Consolidated
---------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                             $(290,867)     $   257,558
---------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of
  subsidiaries                                                            287,542
 Depreciation and amortization of
  premises and equipment                                                                    71,320
 Provision for loan losses                                                                 148,948
 Amortization of intangibles                                                                31,788
 Net gain on sale of investment securities                                                    (638)
 Net loss on disposition of premises and equipment                                             365
 Net gain on sale of loans, excluding loans held-for-sale                                   (2,717)
 Amortization of premiums and accretion
  of discounts on investments                                                                6,878
 Decrease in loans held-for-sale                                                            26,818
 Amortization of deferred loan fees and costs                                                2,565
 Net decrease in trading securities                                                         82,117
 Net decrease (increase) in interest receivable                             6,616          (19,414)
 Net increase in other assets                                                (801)         (38,201)
 Net increase (decrease) in interest payable                                                18,592
 Net decrease in current and deferred taxes                                (5,144)         (50,987)
 Net increase in postretirement benefit
  obligation                                                                                 9,708
 Net increase (decrease) in other liabilities                               2,368           28,423
---------------------------------------------------------------------------------------------------
Total adjustments                                                         290,581          315,565
---------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                          (286)         573,123
---------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net (decrease) increase in money market investment                       450,750          (38,096)
 Purchases of investment securities held-to-maturity                                    (6,070,728)
 Maturities of investment securities held-to-maturity                                    6,095,690
 Purchases of investment securities available-for-sale                        154       (6,305,513)
 Maturities of investment securities available-for-sale                                  5,467,356
 Proceeds from sales of investment securities available-for-sale                           168,337
 Net disbursements on loans                                               325,327       (2,946,579)
 Proceeds from sale of loans                                                               920,421
 Acquisition of loan portfolios                                                             (5,945)
 Capital contribution from (to) subsidiaries                              163,313
 Assets acquired, net of cash                                               1,207           (1,718)
 Acquisition of premises and equipment                                                    (108,428)
 Proceeds from sale of premises and equipment                                               24,923
 Dividends received from subsidiary                                      (314,348)
---------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                       626,403       (2,800,280)
---------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits                                                (632,696)         501,501
 Net (decrease) increase in federal funds purchased and
  securities sold under agreements to repurchase                           53,842          337,980
 Net increase in other short-term borrowings                              (13,750)         972,474
 Net proceeds from issuance of notes payable                             (172,374)         542,735
 Dividends paid to parent company                                         314,348
 Dividends paid                                                                            (87,012)
 Proceeds from issuance of common stock                                                      9,387
 Treasury stock acquired                                                                   (53,919)
 Capital contribution from parent                                        (185,546)
---------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                      (636,176)       2,223,146
---------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and due from banks                        (10,059)          (4,011)
Cash and due from banks at beginning of year                              (20,706)         667,707
---------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                  $ (30,765)     $   663,696
===================================================================================================


                                72 POPULAR, INC.