Form 10-K, Exhibit 13
period 2002-12-31
POPULAR INC
filed 2003-03-18
CIK 763901

POPULAR, INC.


                                   [GRAPHIC]



                               2002 ANNUAL REPORT

Financial Highlights                                                 1
Our Creed, Our People, Institutional Values,
Strategic Objectives                                                 2
Letter to Shareholders                                               3
Our Business                                                         7
  Puerto Rico                                                        8
  United States                                                     14
  Processing                                                        18
Our Community                                                       22
Senior Management Council                                           25
Management Group                                                    26
Boards of Directors                                                 27
Financial Information                                               28





POPULAR, INC.

Popular, Inc., a financial holding company with $33.7 billion in assets, is a complete financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers full retail and commercial banking services through its main subsidiary, Banco Popular, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic financial services franchise, providing complete financial solutions to all the communities it serves. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, and is exporting its 109 years of experience to the region. Popular, Inc. has always been committed to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

POPULAR, INC.


REVENUE BY LINE OF BUSINESS PERCENTAGE


                           [PIE CHART]

         -        Retail and Commercial Banking:               69.11%
         -        Mortgage and Consumer Lending:               15.66%
         -        Processing:                                   6.04%
         -        Auto and Equipment Leasing and Financing:     5.05%
         -        Investment                                    1.78%
         -        Insurance:                                    1.11%
         -        Other:                                        1.25%



ASSETS BY GEOGRAPHICAL AREA PERCENTAGE

                           [PIE CHART]

         -        Puerto Rico:                                 66.27%
         -        United States:                               31.60%
         -        Caribbean and Latin America:                  2.13%

FINANCIAL HIGHLIGHTS


(Dollars in millions except per share data)         2002               2001              2000
-------------------------------------------------------------------------------------------------
Net Interest Income                             $  1,180.3         $  1,077.0         $    982.8
Non-Interest Income                                  523.7              471.6              464.1
Net Income                                           351.9              304.5              276.1
                                                ----------         ----------         ----------
Assets                                          $ 33,660.4         $ 30,744.7         $ 28,057.1
Net Loans                                         19,582.1           18,168.6           16,057.1
Deposits                                          17,614.7           16,370.0           14,804.9
Shareholders' Equity                               2,410.9            2,272.8            1,993.6
                                                ----------         ----------         ----------
Market Capitalization                           $  4,476.4         $  3,965.4         $  3,578.1
Return on Assets (ROA)                                1.11%              1.09%              1.04%
Return on Equity (ROE)                               16.29%             14.84%             15.00%
                                                ----------         ----------         ----------
Per Common Share
Net Income                                      $     2.61         $     2.17         $     1.97
Book Value                                           18.20              15.93              13.92
Market Price                                         33.80              29.08              26.31


                                                                              P1

                                                                    EXHIBIT 21.1

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

STRATEGIC OBJECTIVES


Puerto Rico Fortress

Strengthen our competitive position in our main market by offering the best and most complete financial services in an efficient and convenient manner. Our services will respond to the needs of all segments of the market in order to earn their trust, satisfaction and loyalty.


PanAmerican Bank

Expand our franchise in the United States by offering the most complete financial services to the communities we serve while capitalizing on our strengths in the Hispanic market, and in the Caribbean, using our technological advantage.

Processing

Provide added value to our customers by offering integrated technology solutions and financial transaction processing.

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


P2

POPULAR, INC.


LETTER TO  SHAREHOLDERS



The year 2002 was one of difficult decisions and an uncertain economic environment. We witnessed an aggressive rate-cutting campaign by the Federal Reserve, which culminated in a 1.25% overnight lending rate, the lowest in over 40 years. The year also experienced uneven economic growth, weakness in several sectors of the economy, aggressive competition, the lingering effects of terrorism and general uncertainty in the financial markets. Notwithstanding this difficult business environment and the specific challenges we faced, at year-end Popular reported net income of S351.9 million, an increase of 16% over 2001. Earnings per common share (EPS) totaled $2.61, compared to $2.17 for the previous year. The Corporation's total assets increased 9% to $133.7 billion by the end of the year. In terms of profitability, these results yielded a return on assets (ROA) of 1.11% and a return on equity (ROE) of 16.29%.

         In May 2002 the Corporation repurchased 4.3 million shares of its common stock from Banco Popular's Retirement Plan. Earnings retention and a favorable change in the value of securities available-for-sale compensated these capital reductions.

[PHOTO]

Richard L. Carrion
Chairman
President
Chief Executive Officer

         At December 31, 2002, Popular's. stock (BPOP) closed at $33.80, an increase of 16% over the closing price for 2001. Over a 10-year period, our stock's total return has averaged 18.89% annually, outperforming broad and industry-specific market indexes.

CUSTOMER

Finding ways to strengthen and add value to each customer's relationship with Popular is essential to our growth strategy. To this purpose, in Puerto Rico we successfully introduced PREMIA, a unique loyalty program in which clients accumulate points for acquiring, maintaining and using products and services from the Popular brand, rewarding customers for a wide array of financial relations. The program has enjoyed great acceptance among our customers and exceeded its first-year goals after only six months. At year-end we had more than 145,000 enrolled and active members. We are confident of the continuing success of the PREMIA program as a value-adding feature to the relationship with our customers in Puerto Rico. Likewise, it provides us with a tool to increase our customers' share of wallet and encourages retention among our extensive customer base.

         In the continental United States a recently introduced image initiative, "Popularity", was developed to expand the Banco Popular brand. Banco Popular North America (BPNA) strives to serve and expand its customer base, not only within the Hispanic community, but also to other individual and commercial customers with diverse cultural backgrounds, while maintaining its personalized attention, professional guidance and corporate values.

SOCIAL COMMITMENT

Reflecting one of our institutional values, Popular has always made it a priority to make financial services accessible to everyone. Starting with our Banco Rodante (Bank-on-Wheels) initiative in 1951, when we brought the bank to rural


                                                                              P3

POPULAR, INC. LETTER TO SHAREHOLDERS



unbanked communities throughout Puerto Rico, Banco Popular de Puerto Rico (BPPR) has always been committed to the promotion of savings. Today, we are proud to report that the El Banco en la Comunidad (Bank in the Community) initiative has produced very positive results for the second consecutive year. As part of these efforts to bring basic financial services and to educate the unbanked sector about the benefits of saving for the future, our employees visited 480 low-income communities in Puerto Rico and opened approximately 100,000 accounts of Acceso Popular, an account tailored to meet the needs of this segment. Most significantly, over 75% of these customers have activated the savings section of this account. We are extremely proud of these accomplishments, and we reaffirm our dedication to promote financial access and to serve the underserved.


                                  [BAR GRAPH]

INNOVATION

Popular is at the forefront of advancements in the financial services industry. We have employed our creativity to evolve in tandem with our community and to jointly reap the benefits of innovation. We have also pursued technological innovation to diversify our business and to offer more and better services to our clients.

         An important area of technological innovation is our Internet banking initiative, Mi Banco Popular, which by the end of the year had 150,000 registered clients. During 2002 we improved its performance and browsing capabilities, providing our customers with a first-class Internet banking experience. We also expanded this service to support small and mid-size businesses, as well as mortgage and credit card customers. We are very pleased with the positive response and the increased level of satisfaction among our Internet-using customers after these upgrades.

         We further enhanced Mi Banco Popular by adding the first set of outside merchants to the online electronic billing and payment feature first introduced in 2001. In 2003, we will continue to expand the number of merchants subscribed to this service so that our customers can conveniently receive, review and pay most of their bills over the Internet.

         This year marked the introduction of another innovative project: ticketpop, a ticket-processing service. During the first quarter of 2002, we completed the in-house development of this multichannel ticket sale and distribution system that supports phone, in-person and Internet sales. Ticketpop has been operational since September 2002 and at year-end had sold approximately 90,000 tickets. This exemplifies how our payment processing expertise can be leveraged to generate new sources of revenue as we provide our customers added convenience.

SHAREHOLDER VALUE


We are continuously seeking to maximize our resources and the returns to our shareholders. To this purpose we decided to restructure Popular Finance, our small loans subsidiary in Puerto Rico. This process has resulted in revamped systems, processes, operating environment and business strategy, as well as in a reduction in the number of branches. By taking advantage of BPPR's core systems, loan origination, collections, accounting and communications, Popular Finance is now positioned to absorb higher loan origination numbers, offer new products and services and improve loan quality.

         Our expansion in the continental United States is at the center of our growth strategy and our long-term vision. This year we launched a new strategic initiative for BPNA, "A New Day", through which we communicated to BPNA's employees the Bank's vision, new organizational structure and business strategy in our effort to become the premier community bank in all the markets we serve in the United States.

         Following the consolidation and strengthening of our operational platform and product offerings in 1999, during 2002 we centralized the support areas of BPNA in its new headquarters in Rosemont, Illinois. As part of these reorganization efforts we had to make the difficult, but necessary


P4
decision of reducing headcount by 20%. These organizational and operational changes, together with the efforts of our entire U.S. team, are producing very positive results as the net income from our United States operations increased by $41 million over 2001.

                                  [BAR GRAPH]

EXCELLENCE

We strive for excellence in everything we do. Continuing with that tradition, this year we started an initiative to measure customer satisfaction levels across all of Popular's businesses in Puerto Rico. The constant measurement and monitoring of customer satisfaction levels will be a valuable tool in focusing our efforts in our principal goal, exceeding our clients' expectations.

         In Banco Popular North America, we shifted our retail and business banking focus from price, products and operations to customer, sales, service and profitability. Through the new "Quest for Success" program we developed sales and service training, a performance management program, and incentive and recognition programs that stimulate a sales and service culture. These initiatives resulted in a 178% increase in sales per banker. We believe that these efforts provide our institution with the right tools to continue our quest for excellence.

OUR PEOPLE

Our continued success as a company derives from the efforts of nearly 11,000 employees who work every day sharing the same vision, values and commitment. We are especially grateful to those who dedicate their career to our institution and through their contribution leave an indelible mark on the Popular family.

         During 2002, Larry B. Kesler announced his retirement as Executive Vice President of the Retail Credit Group after 16 years of service. We are extremely grateful for his contributions and valuable accomplishments during this time. Larry will continue his collaboration with our Corporation as a consultant to Popular Insurance, Equity One and Banco Popular's Virgin Islands operations.

         Guillermo Martinez, GM Group's founder, Chief Executive Officer and Chairman of the Board of Directors, also announced his retirement effective November 30, 2002. We will be forever grateful to Guillermo for his drive and vision which helped position GM Group as the leader in the processing industry in Puerto Rico, the Caribbean and Latin America. Guillermo will continue as a member of the Board of Directors of Banco Popular.

         Carlos Colino, previously the Chief Executive Officer of Servicios Electronicos Globales (E-GLOBAL), a payment systems and electronic banking company in Mexico, assumes the position of GM Group's Chief Executive Officer and Chairman of its Board of Directors. Carlos was also named Executive Vice President of Popular and member of our Senior Management Council. Walter Cervoni, previously GM Group's Senior Vice President, assumed the role of GM Group's President.

INTEGRITY

Since our beginnings 109 years ago, Popular has been committed to the prosperity of the communities where we do business. In achieving our business goals, we have conducted our dealings with a code of ethics built on the solid foundation laid by our predecessors. The integrity of our business is and always will be one of our most esteemed institutional values. These core values remain constant and have guided us through the cycles of the business environment. Our values and our traditions have provided us a strong platform from which to overcome significant challenges during the year.

         In early 2003, Banco Popular de Puerto Rico reached a Deferred Prosecution Agreement (DPA) with the U.S. Department of Justice, the Board of Governors of the Federal Reserve System, and the Financial Crimes Enforcement Network of the U.S. Department of Treasury (FINCEN). In accordance with this Agreement, the Government filed an information single count of failure to file Suspicious Activity Reports (SARs) in a timely


                                                                              P5

POPULAR, INC. LETTER TO SHAREHOLDERS


and complete manner, primarily in relation to a former client's activities and some others. Consequently, BPPR agreed to forfeit $21.6 million connected to certain former clients' transactions. This Agreement concludes a three-year investigation of anti-money laundering compliance issues in our organization and resolves all claims in this matter against BPPR. The Deferred Prosecution Agreement also terminates a previous Written Agreement signed with the Federal Reserve Bank of New York in 2000, which required enhancements to our anti-money laundering and Bank Secrecy Act programs. The Federal Reserve found us to be fully compliant with this Written Agreement on November 26, 2001. Recognizing that the Bank accepted responsibility and took the necessary corrective measures, the Government has postponed any action for 12 months at which time all charges will be dismissed provided that the Bank fulfills its commitments under the Deferred Prosecution Agreement.

                                  [BAR GRAPH]

         The third clause of the Deferred Prosecution Agreement states that "Banco Popular expressly agrees that it shall not, through its attorneys, board of directors, agents, officers or employees, make any public statement contradicting any statement of fact contained in the Factual Statement. Any such contradictory public statement by Banco Popular, its attorneys, board of directors, agents, officers or employees, shall constitute a breach of this Agreement as governed by Paragraph 12 of this Agreement, and Banco Popular would thereafter be subject to prosecution pursuant to the terms of this Agreement. The decision of whether any statement by any such person contradicting a fact contained in the Factual Statement will be imputed to Banco Popular for the purpose of determining whether Banco Popular has breached this Agreement shall be in the sole discretion of the United States. Upon the United States' notification to Banco Popular of a public statement by any such person that in whole or in part contradicts a statement of fact contained in the Factual Statement, Banco Popular may avoid breach of this Agreement by publicly repudiating such statement within 48 hours after notification by the United States." For this reason, we believe that it is not prudent to make any public comment that may be misconstrued as a breach of the Deferred Prosecution Agreement.

         I want to stress that through the lengthy and comprehensive investigation, no current or former officer, director or employee of BPPR was found by any of the Federal agencies to have benefited financially from the situation described in the Agreement. This Agreement closes a difficult chapter in our history as an institution and is another example of the difficult decisions that we faced in 2002. Reaching this Agreement with the Federal authorities was a painful step, but we decided that the alternative of a court case would subject the Bank to many months of negative publicity and would continue to drain managerial and financial resources.

         It has been a difficult year and 2003 promises to be full of challenges as well. We feel blessed with people committed to our Vision and our Values. We are confident that we will continue to thrive.



/s/ Richard L. Carrion
----------------------------
RICHARD L. CARRION
Chairman
President
Chief Executive Officer


P6

Puerto Rico
United States
Processing



As a result of the combined efforts of nearly 11,000 people at Popular, we successfully grew earnings by 16% and assets by 9% to $34 billion in 2002. But our success in maximizing our relationship with existing customers and establishing relationships with prospective customers cannot be measured in numbers alone. This commitment to the people has spurred innovation in products and services, and expanded coverage in Puerto Rico, the United States, the Caribbean and Latin America. We believe that as long as our Puerto Rico, United States and Processing businesses are oriented to our customers, their communities and their needs, we will continue to achieve our goals.


                                                                              P7

                                    [GRAPHIC]

P8

POPULAR, INC. PUERTO RICO

                              DISTRIBUTION NETWORK
                             ---------------------


                       BANCO POPULAR                                    POPULAR FINANCE
                       -------------                                    ---------------
         -  195 branches in Puerto Rico                          - 30 offices
         -  8 branches in Virgin Islands                         - 7 mortgage centers
         -  10 Commercial Banking Centers                          -------------------------------
         -  Mi Banco Popular (Internet banking)                         POPULAR MORTGAGE
            -----------------------------------                    -------------------------------
         -  TeleBanco Popular (24-hour phone banking)            - 29 mortgage centers
         -  551 ATMs                                             - 22 locations in BPPR branches
         -  27,263 Point-of-Sale Terminals                         -------------------------------
            -----------------------------------                           POPULAR AUTO
                   POPULAR SECURITIES                              -------------------------------
            -----------------------------------                  - 8 offices
         -   5 investment centers                                - 10 daily rental centers
         -   47 locations in BPPR                                  -------------------------------
                                                                     POPULAR INSURANCE
                                                                   -------------------------------
                                                                 - 2 offices
                                                                 - 15 locations in BPPR branches


The foundation of the Corporation is our operations in PUERTO RICO. We are firmly committed to bring the most modern and sophisticated financial services to all clients, from the unbanked individual to the largest institution. Through continuous technological and product innovation, we provide the best products and services to all our clients. We believe that each client's relationship adds value to our Corporation, and we strive every day to make those relationships with Popular stronger and more rewarding for each client.


                                                                              P9

POPULAR, INC.


PUERTO RICO


Popular's main subsidiary, BANCO POPULAR DE PUERTO RICO, is the largest commercial bank in Puerto Rico with $12.8 billion in deposits and $10.3 billion in loans. It offers retail and commercial clients a full range of financial services through its extensive multichannel distribution network, including 195 branches, 551 ATMs, a 24-hour call center and the online banking site Mi Banco Popular.

         Banco Popular continued its commitment to provide financial advice to the unbanked segment conducting 480 El Banco en la Comunidad activities throughout the island. Acceso Popular, a low-cost transaction account tailored to meet the needs of the unbanked segment, finished the year with approximately 100,000 new accounts, a 69% increase over new account openings reported in 2001.

         Banco Popular launched PREMIA, an innovative corporate rewards program that enables clients to accumulate points for acquiring and using a variety of Popular's financial products and services. This unique program enhances the value of the Corporation's diversity of offerings.

In addition, PREMIA is aligned with the initiative to migrate clients to electronic channels. It encourages the use of our electronic products and services by rewarding clients for its usage. The accumulated points are redeemable for airline tickets, merchandise and prepaid ATM cards, among many other alternatives. At year-end, PREMIA had over 145,000 registered clients and had awarded over 500 million points.

         Mi Banco Popular (www.bancopopular.com) reached 150,000 registered users in 2002. The performance and browsing capabilities of the website were upgraded during the year, and were expanded to support small and mid-sized businesses as well as credit card and mortgage customers. Mi Banco Popular was further enhanced by adding the first set of outside merchants to the online electronic billing and payment feature first introduced in 2001. This service will expand during 2003 to include additional merchants.

         In addition, Banco Popular's Commercial Banking group continued to offer the broadest array of financial services available in the local market. During 2002, the institution promoted the use of online services by introducing a redesigned

[PHOTO]

"PREMIA is one of a kind. As a member of other programs I recognize the uniqueness of PREMIA. Being a client of Banco Popular has always been rewarding. Now, I enjoy all the benefits this program offers for what I do every day." ILSA LOPEZ


P10

                                  [BAR CHART]




commercial ATM card and the launch of Pagos de Estaciones Remotas (PER), a unique software that allows clients to make utilities bill payments online using the Bank's network. Banco Popular is the only local institution currently providing this service. Banco Popular also leads in loans granted under the Small Business Administration program, collaborating to develop local investment in small and growing businesses.


         Popular conducts its banking business in other Caribbean islands through BANCO POPULAR VIRGIN ISLANDS. With eight branches in the U.S. and British Virgin Islands, a team of more than 220 employees, deposits totaling $800 million and approximately $700 million in assets at year-end, Banco Popular has established itself as the leading financial institution in the region.

         POPULAR MORTGAGE, one of the leading mortgage banks in Puerto Rico, experienced another outstanding year. As a result of the continued low interest rates, an aggressive customer-centered marketing strategy and the continued growth of its distribution network, Popular Mortgage originated over $1.4 billion in mortgage loans.

         As part of its technology and customer-oriented strategies, during 2002 Popular Mortgage introduced "Instant Pre-Approval", an Internet-based application that provides a preapproval in five easy steps. Popular also introduced Pago Flexible, a mortgage loan with a flexible payment schedule. With these two new products, Popular Mortgage continues to expand its services and to provide greater convenience, flexibility and value to its customers. Popular Mortgage also opened four new mortgage centers, for a total of 29.

         POPULAR AUTO completed its first year of consolidated operations after the merger between Banco Popular's Auto Loan Division and Popular Leasing. This subsidiary, with a team of more than 340 employees, offers individual and commercial clients a wide range of auto and equipment leasing and financing options as well as daily rental of automobiles and trucks. At year-end, Popular Auto's portfolio surpassed $1 billion in assets. It currently has eight sales and service centers where it offers clients complete equipment and auto leasing and financing solutions, and 10 daily rental offices with a fleet of more than 1,100 passenger vehicles and commercial units to

                                    [PHOTO]

         "Our dealings with Popular Mortgage were very easy and straightforward. We were able to do all transactions over the phone. Their service was excellent, and they even helped us by offering different financing options. These alternatives resulted in lower mortgage costs to us." FRANCES PEDRAZA AND IRAN RIVERA


                                                                             P11

POPULAR, INC. PUERTO RICO


complement its auto loan and leasing services.

         The efforts of all its employees and effective marketing strategies throughout the year were fundamental in the successful completion of the merger, in the attainment of $610.9 million in loan and lease origination volumes and in the reaffirmation of Popular Auto's leadership position in this market.

         POPULAR SECURITIES offers brokerage and investment banking services to both retail and institutional clients. In total, assets under management surpassed $3 billion at year-end. Through its retail business, Popular Securities offers individuals financial advisory and full investment services, including the sale of securities, through more than 80 financial consultants available at most Banco Popular branches, five investment centers and its website, www.popularsecurities.com.

         On the institutional side, Popular Securities underwrites stock and bond issues and offers advisory services to public and private entities, providing investment expertise to local financial institutions, mutual funds, pension funds and large companies. Clients include the Government of Puerto Rico and a range of local, national and international companies. By year-end, Popular Securities had participated in the underwriting and distribution of stock and bond issues totaling $11.1 billion, an increase of 35% from $8.2 billion in 2001.

         In October 2002, Popular Securities issued the Popular High Grade Fixed-Income Fund, a high-quality mutual fund specifically designed for investors who are residents of Puerto Rico. The Fund, which offers a unique combination of tax advantages, exceeded $150 million in total assets as of December 31, 2002.

         Popular Asset Management, a division of Banco Popular, offers professional investment and money management services to institutional clients. It serves as investment adviser for 11 investment mutual funds, including the new Popular High Grade Fixed-Income Fund and two IRA funds. It also manages investments for public and private pension funds, academic endowments, charitable foundations, labor

                                    [PHOTO]

         "Popular Auto helps Gomez Hermanos Kennedy, Inc., our car dealership, in two ways. They provide us with floor plan financing and give my clients auto loans with exceptional service and the best rates. As a result, Popular Auto makes the experience of buying a car with us a very pleasant one. We both benefit from our relationship."

VICTOR M. GOMEZ III


P12

                                  [PIE CHART]

          -        Retail and commercial banking:     73.94%
          -        Mortgage and consumer lending:     17.48%
          -        Investment:                         3.86%
          -        Auto and equipment leasing and
                   Financing:                          3.67%
          -        Insurance:                          0.09%
          -        Other:                              0.96%

unions and private corporations. At the end of 2002 it had more than $2.5 billion assets under management.

         POPULAR INSURANCE, a general agency established in 2000, offers insurance products and services to retail and commercial clients and represents over 80 insurance companies in Puerto Rico and the U.S. Virgin Islands. At the end of 2002, the agency had subscribed over $125 million in premiums.

         During 2002, Popular Insurance continued its expansion by placing additional representatives through Banco Popular's branch network, increasing to 15 the permanent branch locations. In addition, Popular Insurance announced the acquisition of two insurance agencies in Puerto Rico, Del Nido & Associates and Life Insurance Services, Inc., adding to the current product offering, client base and available resources of Popular Insurance. With the acquisitions and the launching of the life insurance agency to complement the established business, Popular Insurance is now positioned as one of the leading insurance marketing organizations in Puerto Rico.

         POPULAR FINANCE, which offers small personal and mortgage loans, restructured its operations. As a result, the office network now stands at 30 offices and seven mortgage centers in 25 Puerto Rico municipalities.

As part of the reorganization efforts, Popular Finance enhanced its operational systems to improve customer service and expand loan origination capabilities.

         In May, Popular Finance established Popular Sales Credit, an indirect financing service offered through authorized dealers. This new credit product provides an additional source of income to complement the revenues generated by its loan products and its fee income services such as bill payment and money order sales.

                                    [PHOTO]

"Laboratorio Borinquen was founded 31 years ago. We started with one clinical laboratory and now own 17. Without Banco Popular we would not be where we are now. In the beginning, when we needed the most financial support, they gave us their trust. Since then they have always been willing to help us."
DELIA MANRIQUE DE WHITLOCK


                                                                             P13

                                    [GRAPHIC]


P14

POPULAR, INC. UNITED STATES


                              DISTRIBUTION NETWORK

BANCO POPULAR NORTH AMERICA

         -        96 branches in 6 states
         -        Telephone Banking
         -        9 Popular Net Banking (Internet Banking)
         -        131 ATMs
         -        542 Point-of-Sale Terminals

POPULAR CASH EXPRESS

         -        136 stores
         -        59 mobile units


EQUITY ONE

        -        153 offices in 26 states


POPULAR LEASING, U.S.A.

         -        13 offices in 11 states

POPULAR INSURANCE, U.S.A.

         -        1 office



Our business in the continental UNITED STATES grows stronger and broader every year. What began as an attempt to capitalize on the potential of the Hispanic market has expanded beyond this community. We have established ourselves as a dependable source of financial services for the entire market because of our superior service, full product offerings, and convenient locations. Our continued success in the United States will contribute significantly to the future growth of our Corporation.


                                                                             P15

POPULAR, INC.


UNITED STATES


BANCO POPULAR NORTH AMERICA (BPNA) is the largest Hispanic-owned bank in the United States with assets totaling $5.7 billion and more than 350,000 customers. BPNA is a full service commercial and relationship-oriented Bank, offering a wide array of credit and deposit products to both individual and business clients throughout 96 branches located in New York, New Jersey, Florida, Texas, Illinois and California. BPNA is an important small business lender in all of its markets, ranking among the top 10 Small Business Administration (SBA) lenders in the country.

         The year 2002 was a turnkey year for the organization. Early in the year, BPNA announced a series of strategic initiatives under the theme "A New Day". The principal objective was to communicate to its employees a revised management organization, a new three-year strategic plan, and the roadmap to achieve its new vision: to become the premier community bank in the markets it serves while leveraging its unique Hispanic opportunities.

         As part of its "New Day" efforts, BPNA centralized back office and support areas in its new Rosemont, Illinois, headquarters. A thorough revision of back office and branch processes led to an important re-engineering effort aimed at creating the foundation to support significant business growth and further efficiency improvements. These efforts resulted in significantly lower expenses in the back office and branch areas and helped increase net income by more than 100%.

         BPNA also launched "Popularity", an institutional advertising campaign featuring actual customers. The campaign showcases the Bank's diverse customer base and is aimed at expanding the Bank's brand appeal to all segments of its markets. The campaign's theme "Make Dreams Happen" is consistent with BPNA's focus on working class neighborhoods and its commitment to its customers' individual needs.

                                    [PHOTO]

"Aspire is a non-profit agency serving individuals with development disabilities. For us to have a Bank that has the capacity to meet our growing needs is a crucial component of our working relationship. Banco Popular takes away the hassle of managing a very large agency." ANN M. SHANNON


P16

                                  [BAR CHART]

         POPULAR CASH EXPRESS (PCE) complements Banco Popular North America's distribution network by targeting the growing unbanked segment. It offers a wide range of financial services to individuals, including check-cashing, wire transfers, utility payments and money orders. During 2002, PCE continued its aggressive growth strategy and closed the year with 136 stores in California, Florida, Arizona, Texas, New York and Washington, D.C., as well as 59 mobile units in the Los Angeles metro area, making PCE the third largest check-cashing operation in the country., PCE generated $27.3 million in revenues in 2002, an 18% increase from the $23.2 million reported in 2001, and has close to 500,000 customers.

         EQUITY ONE is a diversified consumer lending institution offering a complete line of real estate secured, home improvement and unsecured loan products. It operates through a network of 153 branches located in 26 states. During 2002 Equity One fueled its growth through the development of a Hispanic lending unit and a continued emphasis on customer service. At year-end its customer base had grown to 150,000 and its managed receivables reached $4.9 billion.

         POPULAR LEASING, U.S.A., with headquarters in Ellisville, Missouri, offers small-ticket equipment leasing and specifically targets medical vendors to provide medical equipment leasing. With 13 branches in 11 states, clients are able to access information as well as submit applications online through Popular Leasing's website, www.popularleasingusa.com. Total assets increased by 8%, reaching $149 million at year-end.

         POPULAR INSURANCE, U.S.A., the insurance subsidiary in the United States, offers insurance and investment products through BPNA's national branch network. It is licensed as an insurance agency in 23 states. In its first nine months of operation, Popular Insurance, U.S.A.'s licensed sales force grew to 20 representatives. Five of the six BPNA regions now have licensed representatives.



                                    [PHOTO]


"We own Don Pepe's Cuban Cafe and Pepito's Cuban Cafe. Banco Popular's support in the early days gave us a phenomenal opportunity. The Bank has a family-type environment that's still completely professional. When I walk in, they know my name and that makes all the difference in the world." RUBEN PEREZ

                                                                             P17

                                   [GRAPHIC]


P18

POPULAR, INC. PROCESSING


                              DISTRIBUTION NETWORK


PUERTO RICO

         -        1,261 ATMs
         -        46,383 Point-of-Sale Terminals

LATIN AMERICA

         -        ATH Costa Rica

                  -        530 ATMs
                  -        4,750 Point-of-Sale Terminals


CARIBBEAN

         -        CONTADO, S.A.

                  -        1,143 ATMs
                  -        15,867 Point-of-Sale Terminals

         -        Banco Popular Virgin Islands

                  -        12 ATMs
                  -        1,006 Point-of-Sale Terminals




Our PROCESSING business reflects the dynamic and innovative character of Popular. The Corporation continuously leverages its technological expertise to diversify its businesses and offer the best products and services alternatives to clients. We are strongly positioned to provide complete processing services, exporting our capabilities to the various markets we serve including Puerto Rico, the Caribbean and Latin America. Our incessant efforts to innovate and create new business opportunities will contribute to our solidification in these and other prospective markets.



                                                                            P19

POPULAR, INC.

PROCESSING

GM GROUP is the leading provider of electronic banking and information system services across the Caribbean region. It offers a diverse portfolio of services through its five main offices in San Juan, Caracas, Santo Domingo and Miami and has a presence in 10 different markets: Costa Rica, Dominican Republic, Venezuela, Haiti, El Salvador, Honduras, Dominica, Belize, Nicaragua and Puerto Rico. Services include ATM network management, data processing, consulting, software and hardware sales, system design and implementation, and business recovery services.

         GM's ATM network management business runs operations in Puerto Rico, Dominican Republic and Costa Rica under the ATH brand name. RED ATH continues to be the largest ATM network in Puerto Rico, with a 16% increase in total transaction volume. During 2002 the network reported a 9% increase in ATMs for a total of 1,261, and another 9% increase in point-of-sales (POS) terminals for a total of 46,383 terminals managed by the network.

         GM Group took advantage of new business opportunities in Puerto Rico during 2002. Major developments included the conversion into the ATH network of three major local banks formerly affiliated with a competing network, and the launch of a private label gift card for the largest shopping center in the Caribbean, which is accepted in over 100 retail stores. GM Group's Electronic Benefits Transfer (EBT) business continued to solidify in the local market. As part of its EBT initiatives, GM Group continued to work with government entities to build technology solutions, including the development of an electronic toll payment system, the creation of automated information networks and government-benefits debit cards.

         During 2002 the CONSORCIO DE TARJETAS DOMINICANAS (CONTADO, S.A.), Popular's network investment in the Dominican Republic, increased its penetration through strategic initiatives. These initiatives included selling prepaid phone cards through ATMs, implementing an internal automated accounting system and connecting Banco de Reservas, the only


                                    [PHOTO]

"When I returned from the military in 1962, I purchased a truck and started buying and reselling produce to different small grocery stores around the island. Banco Popular was there from the beginning and as Empacadora Hill Brothers grew, Banco Popular trusted us when we needed them the most. Today, our business has more than 150 employees and we continue to have all of our financial relationships with Popular."
CECILIO MASSANET AND EMMA ROSARIO


P20

                                    [GRAPH]


Dominican Republic Government bank, into the network. In addition, CONTADO will become the first provider in Latin America and the Caribbean to participate in a Visa chip card pilot program expected to be launched during the first half of 2003. The network connected 1,143 ATMs and 15,867 POS terminals, reflecting a 17% and 37% growth, respectively, over the previous year. Total transaction volume increased by 14% for a total of approximately 44 million transactions.

         ATH COSTA RICA continued to experience rapid expansion during 2002. The number of automated teller machines in the network increased 89% for a total of 530, while POS terminals grew 7% to 4,750. POS transactions volume reached 6 million, a 33% increase over the previous year. As part of its credit card processing business efforts, the network became the "MasterCard Issuer Member Service Provider" for the region, which enabled it to enter into the Belize and Nicaragua markets.

         Banco Popular also launched TICKETPOP, a ticket-processing service. This multichannel ticket sale and distribution system supports in-person, telephone and Internet sales. Ticketpop initially formed a strategic alliance with Caribbean Cinemas, the largest movie theater chain in the Caribbean, allowing it to sell tickets at nine movie theaters through ticket-dispensing machines. In the first eight months of operations, ticketpop sold approximately 50,000 tickets. In September 2002, new functionalities were added to the website www.ticketpop.com to allow clients to purchase tickets online for concerts, sports, arts and other special events. Ticketpop sold over 40,000 tickets for these types of events.

                                    [PHOTO]

"Banco Popular and GM Group have surpassed our expectations many times. They helped us to install POS terminals directly to the cash registers, making Mr. Special the first establishment in Puerto Rico to use this type of technology. That venture provided substantial savings to us. We are completely satisfied with the service provided."
EDWIN ALONSO


                                                                             P21

                                   [GRAPHIC]


P22

POPULAR, INC.

OUR COMMUNITY


Popular is much more than a financial institution. Since its founding 109 years ago, it has been committed to the social well-being of the communities it serves. It has supported the cultural and educational expressions of our people and has promoted sports as a means to foster the spirit of achievement among children and youths. Moreover, Popular has distinguished itself for implementing community development programs and initiatives that stimulate the self-sufficiency and the integration of all sectors of the population into the banking mainstream.

                                  [PIE CHART]

         This social commitment is made evident by a solid sponsorships and donations program and by an active participation of employees through their financial contributions and volunteer work to numerous non-profit organizations in our community.

         In 2002, Popular donations amounted to $6.6 million to more than 350 community organizations. Moreover, it has consistently invested in the academic development of students through donations to educational programs and universities. BPNA, on its part, renewed its relationship with the Hispanic Scholarship Fund, and entered into a partnership with the FDIC to jointly develop the Spanish version of MoneySmart, a program designed to educate the Hispanic community about the importance of financial planning.

         Likewise, Popular maintains a firm commitment to promote the arts by supporting the most important avenues for artistic expression in our communities and by contributing to the presentation of cultural activities. As a legacy to our music tradition, the 2002 production, Encuentro, was dedicated to three renowned Hispanic songwriters and performers: Ruben Blades, Juan Luis Guerra and Robi Draco Rosa. In this musical production we paid tribute to the caliber of composition and artistic performance of three pillars of contemporary Hispanic music. Part of the proceeds from the sale of the production is donated to Banco Popular Foundation for its support of other educational and community programs.

         In addition, for over 23 years, Banco Popular Foundation has focused on participating actively and effectively in improving the quality of life of the communities in Puerto Rico. It promotes their social well-being through several projects aimed at improving education, the arts, community development and the living conditions of the less privileged. Its main focus is geared toward education and innovative community development projects that inspire residents to strive for excellence.

         During 2002, Banco Popular Foundation granted more than $771,000 to 49 non-profit entities. Moreover, it participated in programs aimed at transforming communities, such as the Community Initiative program, by providing both financial and legal resources. It also


                                                                             P23

POPULAR, INC. OUR COMMUNITY


inaugurated the music center of the Loaiza Cordero Institute, which fosters musical education among blind students. The project was funded from the product of the sale of the Guitarra Mia music production. Several employees collaborated to maximize the investment by offering their space-planning and equipment-purchasing expertise, which helped create outstanding facilities for students with special needs. The Foundation also participated in creating an endowment fund for the Puerto Rico Music Conservatory, the island's foremost music education institution.

                                  [PIE CHART]

         Through Banco Popular Foundation's Volunteers Program, employees remain committed to the communities we serve. Every month over 51% of Popular's employees make a voluntary contribution to the Foundation through payroll deductions. In 2002, those contributions amounted to $231,284. In addition, a fund-matching program was established by which seven Popular units contributed voluntarily to non-profit organizations. Those employees contributed a total of $71,235 and the Foundation matched the full contribution. Moreover, in 2002 our employees participated in various volunteer activities, some of them focused on protecting the environment, building new housing for the needy, collecting funds for different social causes and serving as mentors in schools.

                                    [PHOTO]

         Through the Volunteers Program, Popular's employees dedicated their time and resources to the cleaning and reforestation of the Esperanza Beach.

                                    [PHOTO]

         The musical center for visually impaired students at the Loaiza Cordero Institute was funded with the product of the sale of the Guitarra Mia music production.

         Through the Rafael Carrion Jr. Scholarship Fund, 175 scholarships totaling $267,100 were distributed to children of Popular employees and retirees. In addition, 15 Puerto Rican students pursuing their Bachelor's degrees at the Wharton School of the University of Pennsylvania have received scholarships from another fund established in 1994 with a current balance of $531,294.

         Popular and its employees maintain a firm commitment to actively participate in improving the social, economic and educational well-being of their communities. Our contribution to the social development and the quality of life of the communities we serve reflects the values that have defined us as an institution from our beginnings.


P24

POPULAR, INC.


SENIOR MANAGEMENT COUNCIL

[PHOTO]
Richard L. Carrion
Chairman
President
Chief Executive Officer


[PHOTO]                                  [PHOTO]                               [PHOTO]                       [PHOTO]
David H. Chafey Jr.                 Jorge A. Junquera                     Maria Isabel Burckhart      Carlos Colino
Senior Executive Vice President     Senior Executive Vice President       Executive Vice President    Executive Vice President
Retail Banking                      Chief Financial Officer               Administration              GM Group



[PHOTO]                                  [PHOTO]                               [PHOTO]                       [PHOTO]
Roberto R. Herencia                 Larry B. Kesler                       Tere Loubriel               Emilio E. Pinero Ferrer, Esq.
Executive Vice President            Executive Vice President              Executive Vice President    Executive Vice President
North America                       Retail Credit                         Human Resources             Commercial Banking



[PHOTO]                                  [PHOTO]                               [PHOTO]
Brunilda Santos de Alvarez, Esq.    Carlos J. Vazquez                     Felix M. Villamil
Executive Vice President            Executive Vice President              Executive Vice President
Legal                               Risk Management                       Operations




                                                                             P25

POPULAR, INC.

POPULAR, INC. MANAGEMENT GROUP

PUERTO RICO                     POPULAR FINANCE, INC.          HUMAN RESOURCES GROUP                UNITED STATES
                                Rafael Negron                  Tere Loubriel
BANCO POPULAR                   President                                                           BANCO POPULAR
  DE PUERTO RICO                                               LEGAL GROUP                            NORTH AMERICA, INC.
Richard L. Carrion            Fabio Garcia                     Brunilda Santos de Alvarez, Esq.     Richard L. Carrion
Chairman                      Individual Lending                                                    Chairman
President                                                      Eduardo J. Negron, Esq.            Chief Executive Officer
Chief Executive Officer       POPULAR MORTGAGE, INC.             Legal
                              Silvio Lopez                                                          Roberto R. Herencia
RETAIL BANKING GROUP          President                        OPERATIONS GROUP                     President
David H. Chafey, Jr.                                           Felix M. Villamil
                                Raul Colon                                                            Manuel Chinea
  Orlando Berges                Mortgage Servicing               Luis O. Abreu                        Marketing and Product
  Bayamon Region                                                 Operational Financial                Development
                              Valentino I. McBean                Support
  Jorge Biaggi(1)             Virgin Islands Region                                                   Jeannette Frett
  Denise Draper(2)                                               Jose L. Casas                        Mari Pat Varga
  Hato Rey Region             COMMERCIAL BANKING GROUP           Computer and Network                 People and Leadership
                              Emilio E. Pinero Ferrer, Esq.      Services
  Felix Leon                                                                                          Chris McFadden
  Eastern Region                Structured Finance               Ramon L. Melendez                    Comptroller
                                                                 Programming
  Carlos J. Mangual             Yamil Castillo                                                        Cesar Medina
  Caguas Region                 Construction Loans               Roberto Negron                       Credit Risk Management
                                                                 Operations
  Maritza Mendex                Cynthia Toro                                                          James Norini
  Rio Piedras Region            Business Banking                 Otto Rosario                         Administration
                                                                 Transaction Processing
  Miguel Ripoll                 Ricardo Toro                                                          Alberto Paracchini
  San Juan Region               Corporate Banking                Hector Torres                        Finance and Treasury
                                                                 Security
  Carlos Rodriguez            FINANCIAL MANAGEMENT GROUP                                              Richard Peterson
  Western Region              Jorge A. Junquera                RISK MANAGEMENT GROUP                  Community Banking
                                                               Carlos J. Vazquez
  Edgar Roig                    Richard Barrios                                                         Vernon V. Aquirre
  Ponce Region                  Investments and Treasury         Jesus Aldarondo                        Southern California Region
                                                                 Operational Risk
  Eli Sepulveda Jr.             Luis R. Cintron, Esq.            Management                             Mike Carr
  Arecibo/Manati Region         Trust                                                                   Houston Region
                                                                 Ana Carmen Alemany
  Juan Guerrero                 Amilcar L. Jordan, Esq.          Credit Risk Management                 Michele Imbasciani
  Financial and Investment      Comptroller                                                             New York Metro Region
  Services                                                       Maria de Lourdes Jimenez, Esq.
                                Ivan Pagan                       Corporate Compliance                   Mercedes F. McCall
  Nestor O. Rivera              Acquisitions and                                                        Orlando Region
  Retail Banking                Corporate Investments            Jose A. Mendez
                                                                 General Auditor                        Javier Ubarri
  Lizzie Rosso                  POPULAR SECURITIES, INC.                                                Chicago Region
  Alternative Delivery          Kenneth W. McGrath             GM GROUP, INC.
  Channels                      President                      Carlos Colino                           Richard Stiles
                                                               Chairman                                Commercial Banking
RETAIL CREDIT GROUP           ADMINISTRATION GROUP             Chief Executive Officer
Larry B. Kesler(3)            Maria Isabel Burckhart                                                 POPULAR CASH EXPRESS, INC.
David H. Chafey Jr.(4)                                           Walter Cervoni                      Chris McFadden
                                Ginoris Lopez-Lay                President                           Interim President
  Linda C. Colon                Strategic Planning
  Retail Credit Services        and Marketing                  POPULAR INSURANCE, INC.               POPULAR LEASING, U.S.A.
  and Subsidiaries                                             Angela Weyne                          Bruce D. Horton
                                Olga Mayoral Wilson            President                             President
    POPULAR AUTO, INC.          Public Relations and
    Andres Morrell              Communications                                                     BANCO POPULAR,
    President                                                                                       NATIONAL ASSOCIATION
                                Jaime L. Nazario Yordan                                            Jorge A. Junquera
                                Corporate Real Estate                                              President

                                                                                                   EQUITY ONE, INC.
                                                                                                   C.E. (Bill) Williams
                                                                                                   President

(1)Until January 1, 2003               (3)Until December 31, 2002
(2)As of January 16, 2003              (4)As of January 1, 2003

P26

POPULAR, INC.

BOARD OF DIRECTORS

POPULAR, INC.                   Julio E. Vizcarrondo Jr.         Hector R. Gonzalez                BANCO POPULAR
                                President                        President                         NORTH AMERICA
Richard L. Carrion              Chief Executive Officer          Chief Executive Officer
Chairman                        Desarrollos Metropolitanos, S.E. Ventek Group, Inc.                Richard L. Carrion
President                                                                                          Chairman
Chief Executive Officer         Samuel T. Cespedes, Esq.         Guillermo L. Martinez             Chief Executive Officer
                                Secretary                        Chairman
Antonio Luis Ferre              Board of Directors               Chief Executive Officer           Roberto R. Herencia
Vice Chairman                                                    GM Capital                        President
Chairman                        Brunilda Santos de Alvarez, Esq.
El Nuevo Dia                    Assistant Secretary              Manuel Morales Jr.                Alfonso F. Ballester
                                Board of Directors               President                         President
Juan J. Bermudez                                                 Parkview Realty, Inc.             Ballester Hermanos, Inc.
Partner                         Ernesto N. Mayoral, Esq.
Bermudez & Longo, S.E.          Assistant Secretary              Alberto M. Paracchini             Jorge A. Junquera
                                Board of Directors               Private Investor                  Senior Executive Vice President
Jose B. Carrion Jr.                                                                                Popular, Inc.
Private Investor                Eduardo J. Negron, Esq.          Francisco M. Rexach Jr.
                                Assistant Secretary              President                         Francisco M. Rexach Jr.
David H. Chafey Jr.             Board of Directors               Capital Assets, Inc.              President
Senior Executive Vice President                                                                    Capital Assets, Inc.
Popular, Inc.                   BANCO POPULAR                    Felix J. Serralles Nevares
                                DE PUERTO RICO                   President                         Felix J. Serralles Nevares
Hector R. Gonzalez                                               Chief Executive Officer           President
President                       Richard L. Carrion               Destileria Serralles, Inc.        Chief Executive Officer
Chief Executive Officer         Chairman                                                           Destileria Serralles, Inc.
Ventek Group, Inc.              President                        Jon E. Slater
                                Chief Executive Officer          President                         Richard N. Speer Jr.
Jorge A. Junquera                                                Chief Executive Officer           Chief Executive Officer
Senior Executive Vice President Juan A. Albors Hernandez         Puerto Rico Telephone Co.         Speer & Associates, Inc.
Popular, Inc.                   Chairman                         Verizon Wireless Puerto Rico
                                President                                                          Julio E. Vizcarrondo Jr.
Manuel Morales Jr.              Chief Executive Officer          Julio E. Vizcarrondo Jr.          President
President                       Albors Development Corp.         President                         Chief Executive Officer
Parkview Realty, Inc.                                            Chief Executive Officer           Desarrollos Metropolitanos,  S.E.
                                Jose A. Bechara Bravo            Desarrollos Metropolitanos, S.E.
Francisco M. Rexach Jr.         President                                                          Brunilda Santos de Alvarez, Esq.
President                       Empresas Bechara, Inc.           Samuel T. Cespedes, Esq.          Secretary
Capital Assets, Inc.                                             Secretary                         Board of Directors
                                Juan J. Bermudez                 Board of Directors
Felix J. Serralles Nevares      Partner                                                            Eduardo J. Negron, Esq.
President                       Bermudez & Longo, S.E.           Brunilda Santos de Alvarez, Esq.  Assistant Secretary
Chief Executive Officer                                          Assistant Secretary               Board of Directors
Destileria Serralles, Inc.      Francisco J. Carreras            Board of Directors
                                Educator
                                Executive Director               Ernesto N. Mayoral, Esq.
                                Fundacion Angel Ramos, Inc.      Assistant Secretary
                                                                 Board of Directors
                                Jose B. Carrion Jr.
                                Private Investor                 Eduardo J. Negron, Esq.
                                                                 Assistant Secretary
                                David H. Chafey Jr.              Board of Directors
                                Senior Executive Vice President
                                Popular, Inc.

                                Maria Luisa Ferre
                                Executive Vice President
                                Grupo Ferre Rangel


                                                                             P27

PRICEWATERHOUSECOOPERS

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND
STOCKHOLDERS OF POPULAR, INC.:

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statements of condition of Popular, Inc. and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2002 (not presented herein) appearing in the 2002 Financial Review and Supplementary Information to stockholders of Popular, Inc., which is incorporated by reference in Popular, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002; and in our report dated February 28, 2003, we expressed an unqualified opinion on those consolidated financial statements with an explanatory paragraph for the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets."

In our opinion, the information set forth in the accompanying condensed consolidated statements of condition and of income, when read in conjunction with the consolidated financial statements from which it has been derived, is fairly stated in all material respects in relation thereto.

PricewaterhouseCooper LLP
San Juan, Puerto Rico
February 28, 2003

Stamp 1838467 of the P.R. Society
of Certified Public Accountants
has been affixed to the file copy
of this report.


POPULAR, INC.


                 CONDENSED CONSOLIDATED STATEMENTS OF CONDITION



                                                                                              AT DECEMBER 31,
                                                                                     ---------------------------------
(In thousands)                                                                             2002                 2001
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                              $    652,556         $    606,142
Money market investments                                                                1,094,646              823,790
Trading securities, at market value                                                       510,346              270,186
Investment securities available-for-sale, at market value                              10,531,903            9,284,401
Investment securities held-to-maturity, at amortized cost                                 180,751              592,360
Loans held-for-sale, at lower of cost or market                                         1,092,927              939,488
----------------------------------------------------------------------------------------------------------------------
Loans                                                                                  18,775,847           17,556,029
  Loss -- Unearned income                                                                 286,655              326,966
          Allowance for loan losses                                                       372,797              336,632
----------------------------------------------------------------------------------------------------------------------
                                                                                       18,116,395           16,892,431
----------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                    461,177              405,705
Other real estate                                                                          39,399               31,533
Accrued income receivable                                                                 184,549              186,143
Other assets                                                                              578,091              496,855
Goodwill                                                                                  182,965              177,842
Other intangible assets                                                                    34,647               37,800
----------------------------------------------------------------------------------------------------------------------
                                                                                     $ 33,660,352         $ 30,744,676
======================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing                                                                3,367,385            3,281,841
    Interest bearing                                                                   14,247,355           13,088,201
----------------------------------------------------------------------------------------------------------------------
                                                                                       17,614,740           16,370,042

   Federal funds purchased and securities sold
     under agreements to repurchase                                                     6,684,551            5,751,768
   Other short-term borrowings                                                          1,703,562            1,827,242
   Notes payable                                                                        4,298,853            3,735,131
   Other liabilities                                                                      677,605              512,686
----------------------------------------------------------------------------------------------------------------------
                                                                                       30,979,311           28,196,869
----------------------------------------------------------------------------------------------------------------------
   Subordinated notes                                                                     125,000              125,000
----------------------------------------------------------------------------------------------------------------------
   Preferred beneficial interest in Popular North America's
     junior subordinated deferrable interest
     debentures guaranteed by the Corporation                                             144,000              149,080
----------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                              1,162                  909
----------------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
  Preferred stock                                                                             --               100,000
  Common stock                                                                            834,799              832,498
  Surplus                                                                                 278,366              268,544
  Retained earnings                                                                     1,300,437            1,057,724
  Treasury stock, at cost                                                                (205,210)             (66,136)
  Accumulated other comprehensive income, net of tax                                      202,487               80,188
----------------------------------------------------------------------------------------------------------------------
                                                                                        2,410,879            2,272,818
----------------------------------------------------------------------------------------------------------------------
                                                                                      $33,660,352         $ 30,744,676
======================================================================================================================


P28

POPULAR, INC.


CONDENSED CONSOLIDATED STATEMENTS OF INCOME



                                                                                      YEAR ENDED DECEMBER 31,
                                                                      ----------------------------------------------------
(In thousands, except per share information)                                     2002              2001             2000
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
         Loans                                                             1,528,903         $ 1,559,890         $1,586,832
         Money market investments                                             32,505              47,610             62,356
         Investment securities                                               445,925             473,344            486,198
         Trading securities                                                   16,464              15,018             14,771
---------------------------------------------------------------------------------------------------------------------------
                                                                           2,023,797           2,095,862          2,150,157
---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
         Deposits                                                            431,128             518,168            529,373
         Short-term borrowings                                               185,250             329,648            508,029
         Long-term debt                                                      227,090             171,061            129,994
---------------------------------------------------------------------------------------------------------------------------
                                                                             843,468           1,018,877          1,167,396
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                                        1,180,329           1,076,985            982,761
Provision for loan losses                                                    205,570             213,250            194,640
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                          974,759             863,735            788,121
Service charges on deposit accounts                                          157,713             146,994            125,519
Other service fees                                                           258,543             242,547            215,995
(Loss) gain on sale of investment securities                                  (3,342)                 27             11,201
Derivative losses                                                            (20,085)            (20,228)                --
Trading account (loss) profit                                                   (804)             (1,781)             1,991
Gain on sale  of loans                                                        59,340              45,633             39,673
Other operating income                                                        72,313              58,396             69,681
---------------------------------------------------------------------------------------------------------------------------
                                                                           1,498,437           1,335,323          1,252,181
---------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES

  Personnel costs                                                            488,741             425,142            394,176
  Net occupancy expenses                                                      78,503              72,100             67,720
  Equipment expenses                                                          99,099              97,383             98,022
  Other taxes                                                                 37,144              38,756             34,125
  Professional fees                                                           84,660              73,735             64,851
  Communications                                                              53,892              48,883             45,689
  Business promotion                                                          61,451              50,783             46,791
  Printing and supplies                                                       19,918              17,804             20,828
  Other operating expenses                                                    96,490              74,185             69,673
  Amortization of intangibles                                                  9,104              27,438             34,558
---------------------------------------------------------------------------------------------------------------------------
                                                                           1,029,002             926,209            876,433
---------------------------------------------------------------------------------------------------------------------------
Income before income tax and minority interest                               469,435             409,114            375,748
Income tax                                                                   117,255             105,280            100,797
Net (gain) loss of minority interest                                            (248)                 18              1,152
---------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                         351,932             303,852            276,103
Cumulative effect of accounting change, net of tax                               --                  686                 --
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                               $   351,932         $   304,538         $  276,103
===========================================================================================================================
NET INCOME APPLICABLE TO COMMON STOCK                                    $   349,422         $   296,188         $  267,753
===========================================================================================================================
NET INCOME PER COMMON SHARE (BASIC AND DILUTED) (BEFORE AND AFTER
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE)                                $      2.61         $      2.17         $     1.97
===========================================================================================================================

For a complete set of audited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, refer to Popular, Inc.'s 2002 Financial Review and Supplementary Information to stockholders incorporated by reference in Popular, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.

                                                                            P29

POPULAR, INC.

HISTORICAL FINANCIAL SUMMARY -- 25 YEARS


(Dollars in millions,
except per share data  1978      1979      1980      1981      1982      1983      1984      1985      1986      1987      1988

Selected Financial
Information

Net Interest income    $  89.8   $ 110.6   $  130.0  $  135.9  $  151.7  $  144.9  $  156.8  $  174.9  $  184.2  $  207.7  $  232.5
Non-Interest income        9.8      13.5       14.2      15.8      15.9      19.6      19.0      26.8      41.4      41.0      54.9
Operating Expenses        72.1      88.8      101.3     109.4     121.2     127.3     137.2     156.0     168.4     185.7     195.6
Net Income                12.6      18.2       23.5      24.3      27.3      26.8      29.8      32.9      38.3      38.3      47.4
-----------------------------------------------------------------------------------------------------------------------------------
Assets                 $2,105.5  $2,472.0  $2,630.1  $2,677.9  $2,727.0  $2,974.1  $3,526.7  $4,141.7  $4,531.8  $5,389.6  $5,706.5
Net Loans                 904.2     974.1     988.4   1,007.6     976.8   1,075.7   1,373.9   1,715.7   2,271.0   2,768.5   3,096.3
Deposits                1,792.4   2,045.8   2,060.5   2,111.7   2,208.2   2,347.5   2,870.7   3,365.3   3,820.2   4,491.6   4,715.8
Stockholders' Equity       98.5     112.4     122.1     142.3     163.5     182.2     203.5     226.4     283.1     308.2     341.9
-----------------------------------------------------------------------------------------------------------------------------------
Market Capitalization  $   62.5  $   70.3  $   45.0  $   66.4  $   99.0  $  119.3  $  159.8  $  216.0  $  304.0  $  260.0  $  355.0
Return on Assets (ROA)     0.65%     0.79%     0.92%     0.90%     0.96%     0.95%     0.94%     0.89%     0.88%     0.76%     0.85%
Return on Equity (ROE)    13.64%    17.56%    19.96%    18.36%    17.99%    15.86%    15.83%    15.59%    15.12%    13.09%    14.87%
-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE(1)
Net Income               $ 0.17    $ 0.25    $ 0.34    $ 0.34    $ 0.38    $ 0.37    $ 0.41    $ 0.46    $ 0.50    $ 0.48    $ 0.59
Dividends (Declared)       0.25      0.06      0.07      0.06      0.08      0.11      0.12      0.14      0.15      0.17      0.17
Book Value                 1.05      1.53      1.66      1.93      2.22      2.47      2.76      3.07      3.46      3.77      4.19
Market Price               0.87      0.98      1.01      0.92      1.38      1.66      2.22      3.00      4.00      3.34      4.44

ASSETS BY GEOGRAPHICAL
  AREA
Puerto Rico               96.59%    96.54%    95.53%    94.65%    94.63%    93.70%    91.31%    92.42%    91.67%    94.22%    93.45%
United States              3.41%     3.46%     4.47%     5.14%     5.01%     5.23%     7.52%     6.47%     7.23%     5.01%     5.50%
Caribbean and Latin
  America                                               0.21%     0.36%     1.07%     1.17%     1.11%     1.10%     0.77%     1.05%
------------------------------------------------------------------------------------------------------------------------------------
    Total                100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%




Traditional Delivery
   System
Banking Branches
  Puerto Rico               110       110       110       110       110       112       113       115      124        126       126
  Virgin Islands                                            1         2         3         3         3        3          3         3
  United                      8         8         7         7         7         6         9         9        9          9        10

------------------------------------------------------------------------------------------------------------------------------------
    Subtotal                118       118       117       118       119       121       125       127      136        138       139

------------------------------------------------------------------------------------------------------------------------------------
Non-Banking Offices
  Equity One
  Popular Cash Express
  Popular Finance                                                                                                      14        17
  Popular Auto
  Popular Leasing, U.S.A.
  Popular Mortgage
  Popular Securities
  Popular Insurance
  Popular Insurance, U.S.A.
  Popular Insurance, V.I.
  Levit Mortgage
  GM Group

------------------------------------------------------------------------------------------------------------------------------------
    Subtotal                                                                                                           14       17

------------------------------------------------------------------------------------------------------------------------------------
    Total                   118       118       117       118       119      121        125      127       136        152      156


-----------------------------------------------------------------------------------------------------------------------------------
ELECTRONIC DELIVERY
   SYSTEM
-----------------------------------------------------------------------------------------------------------------------------------

ATMs
  Owned                                                                         30       78      94        113       136       153
    Puerto Rico                                                                                                        3         3
    Caribbean
    United States
-----------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                                                  30       78      94        113        139      156
-----------------------------------------------------------------------------------------------------------------------------------
  Driven
    Puerto Rico                                                                           6      36         51         55       68
    Caribbean
-----------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                                                            6      36         51         55       68
-----------------------------------------------------------------------------------------------------------------------------------
      Total                                                                      30      84     130        164        194      224

-----------------------------------------------------------------------------------------------------------------------------------
BPPR TRANSACTIONS
(in millions)
-----------------------------------------------------------------------------------------------------------------------------------

Electronic Transactions                                                         0.6     4.4      7.0       8.3       12.7     14.9
Items Processed               N/A    88.9      94.8      96.9      98.5       102.1    110.3   123.8     134.0      139.1    159.8

-----------------------------------------------------------------------------------------------------------------------------------
EMPLOYEES
(full-time equivalent)    3,215     3,659     3,838     3,891     3,816       3,832    4,110   4,314     4,400      4,699    5,131
-----------------------------------------------------------------------------------------------------------------------------------
(1) Per common share data adjusted for stock splits


                 1989          1990          1991         1992          1993         1994            1995            1996
              --------      --------      --------     ---------     ---------     ---------     -----------      ----------
              $  260.9      $  284.2      $  407.8     $   440.2     $   492.1       $   535.5     $   584.2       $   681.3
              -------------------------------------------------------------------------------- -----------------------------
                  63.3          70.9         131.8         124.5         125.2           141.3         173.3           205.5
                 212.4         229.6         345.7         366.9         412.3           447.8         486.8           541.9
                  56.3          63.4          64.6          85.1         109.4           124.7         146.4           185.2
              -------------------------------------------------------------------------------- -----------------------------
              $5,972.7      $8,983.6      $8,780.3     $10,002.3     $11,513.4       $12,778.4     $15,675.5       $16,764.1
               3,320.6       5,373.3       5,195.6       5,252.1       6,346.9         7,781.3       8,677,5         9,779.0
               4,926.3       7,422.7       7,207.1       8,038.7       8,522.7         9,012.4       9,876.7        10,763.3
                 383.0         588.9         631.8         752.1         834.2         1,002.4       1,141.7         1,262.5
              -------------------------------------------------------------------------------- -----------------------------
              $  430.1      $  479.1         579.0     $   987.8     $ 1,014.7       $   923.7     $ 1,276.8       $ 2,230.5
                   0.99%        1.09%         0.72%         0.89%         1.02%           1.02%         1.04%           1.14%
                  15.87%        15.55%       10.57%    $    12.72%       13.80%          13.80%        14.22%          16.17%
              -------------------------------------------------------------------------------- -----------------------------
              $   0.70      $   0.79          0.54     $    0.70     $    0.84       $    0.92     $    1.05       $    1.34
                  0.20          0.20          0.20          0.20            23            0.25          0.29            0.35
                  4.69          4.92          5.25          5.76          6.58            6.87          7.91            8.80
                  5.38          4.00          4.81          7.56          7.75            7.03          9.69           16.88
              -------------------------------------------------------------------------------- -----------------------------
                 92.18%        88.59%        86.67%        87 33%         79 42          75 86         75.49%          73.88%
                  6.28%         9.28%        10.92%        10.27%         16.03%         19.65%        20.76%          22.41%
                  1.54%         2.13%         2.41%         2 40%          4.55%          4.49%         3.75%           3.71%
              -------------------------------------------------------------------------------- -----------------------------
                100.00%       100.00%       100.00%       100.00%       100.00%         100.00%       100.00%         100.00%

                   128           173           161           162           165             166           166             178
                     3             3             3             3             8               8             8               8
                    10            24            24            30            32              34            40              44
              -------------------------------------------------------------------------------- -----------------------------
                   141           200           188           195           205             208           214             230
              -------------------------------------------------------------------------------- -----------------------------

                                                27            41            58              73            91             102

                    18            26            26            26            26              28            31              39
                     4             9             9             9             8              10             9               8

                                                                                                           3               3
                                                                                                                           1






              -------------------------------------------------------------------------------- -----------------------------
                    22            35            62            76            92             111           134             153
              -------------------------------------------------------------------------------- -----------------------------
                   163           235           250           271           297             319           348             383
              -------------------------------------------------------------------------------- -----------------------------

                   151           211           206           211           234             262           281             327
                     3             3             3             3             8               8             8               9
                                                               6            11              26            38              53
              -------------------------------------------------------------------------------- -----------------------------
                   154           214           209           220           253             296           327             389
              -------------------------------------------------------------------------------- -----------------------------

                    65            54            73            81            86              88           120             162

                                                                                                                          97
              -------------------------------------------------------------------------------- -----------------------------
                    65            54            73            81            86              88           120             259
              -------------------------------------------------------------------------------- -----------------------------
                   219           268           282           301           339             384           447             648
              -------------------------------------------------------------------------------- -----------------------------
                  16.1          18.0          23.9          28.6          33.2            43.0          56.6            78.0
                 161.9           164         166.1         170.4         171.8           174.5         175.0           173.7
                 5,213         7,023         7,006         7,024         7,533           7,606         7,815           7,996

            1997             1998         1999            2000             2001                2002
-------------------------------------------------------------------------------------------------------
        $   784.0          $   873.0     $   953.7       $   982.8       $ 1,077.0           $ 1,180.3
            247.6              291.2         372.9           464.1           471.6               523.7
            636.9              720.4         837.5           876.4           926.2             1,029.0
            209.6              232.3         257.6           276.1           304.5               351.9
-------------------------------------------------------------------------------------------------------
        $19,300.5          $23,160.4     $25,460.5       $28,057.1       $30,744.7           $33,660.4
         11,376.6           13,077.8      14,907.8        16,057.1        18,168.6            19,582.1
         11,749.6           13,672.2      14,173.7        14,804.9        16,370.0            17,614.7
          1,503.1            1,709.1       1,661.0         1,993.6         2,272.8             2,410.9
-------------------------------------------------------------------------------------------------------
        $ 3,350.3          $ 4,602.4     $ 3,790.2       $ 3,578.1       $ 3,965.4           $ 4,476.4
             1.14%              1.14%         1.08%           1.04%           1.09%               1.11%
            15.83%             15.41%        15.45%          15.00%          14.84%              16.29%
-------------------------------------------------------------------------------------------------------
        $    1.50          $    1.65     $    1.84       $    1.97       $    2.17           $    2.61
             0.40               0.50          0.60            0.64            0.76                0.80
            10.37              11.86         11.51           13.92           15.93               18.20
            24.75              34.00         27.94           26.31           29.08               33.80
-------------------------------------------------------------------------------------------------------
            74.10%             71.32%        70.95%          71.80           67.66%              66.27%
            23.34%             24.44%        25.17%          25.83%          29.84%              31.60%
             2.56%              4.24%         3.88%           2.37%           2.50%               2.13%
           100.00%            100.00%       100.00%         100.00%         100.00%             100.00%
-------------------------------------------------------------------------------------------------------


              201                198           199             199             196                 195
                8                  8             8               8               8                   8
               63                 89            91              95              96                  96
-------------------------------------------------------------------------------------------------------
              272                295           298             302             300                 299
-------------------------------------------------------------------------------------------------------
              117                128           137             136             149                 153
                                  51           102             132             154                 195
               44                 48            47              61              55                  37
               10                 10            12              12              20                  18
                7                  8            10              11              13                  13
                3                 11            13              21              25                  29
                2                  2             2               3               3                   5
                                                                 2               2                   2
                                                                                 1                   1
                                                                                                     1
                                                 2               2               1                   2
                                                 4               4               4                   5
-------------------------------------------------------------------------------------------------------
              183                258           329             384             427                 461
              455                553           627             686             727                 760
-------------------------------------------------------------------------------------------------------


              391                421           442             478             524                 551
               17                 59            68              37              39                  53
               71                 94            99             109             118                 131
-------------------------------------------------------------------------------------------------------
              479                574           609             624             681                 735
-------------------------------------------------------------------------------------------------------

              170                187           102             118             155                 174
              192                265           851             920             823                 926
-------------------------------------------------------------------------------------------------------
              362                452           953           1,038             978               1,100
-------------------------------------------------------------------------------------------------------
              841              1,026         1,562           1,662           1,659               1,835
-------------------------------------------------------------------------------------------------------
            111.2              130.5         159.4           199.5           206.0               236.6
            171.9              170.9         171.0           160.2           149.9               145.3
            8,854             10,549        11,501          10,651          11,334              10,960

                                                                            P 31

SUBSIDIARIES                            STOCKHOLDERS' INFORMATION
------------                            -------------------------
Banco Popular de Puerto Rico            Independent Public Accountants
Popular Auto, Inc.                      PricewaterhouseCoopers LLP
Popular Finance, Inc.
Popular Insurance, Inc.                 ANNUAL MEETING
Popular Mortgage, Inc.                  The 2003 Annual Stockholders' Meeting of Popular, Inc.
Levitt Mortgage                         will be held on Wednesday, April 30, at 9:00 a.m.
Popular Securities, Inc.                at Centro Europa Building in San Juan, Puerto Rico.
Banco Popular North America             Telephone: (787) 765-9800 ext. 5637, 5525
Banco Popular, National Association     Fax: (787) 281-5193
Popular Cash Express, Inc.              E-mail: popular-stck-transfer@bppr.com
Popular Insurance, U.S.A.
Popular Leasing, U.S.A.                 ADDITIONAL INFORMATION
Equity One, Inc.                        Copies of the Annual Report to the Securities and Exchange
GM Group, Inc.                          Commission on Form 10-K and any other financial information
ATH Costa Rica/CreST, S.A.              may be obtained by writing to:
ATH Dominicana/CONTADO, S.A.
                                        Amilcar L. Jordan
                                        Senior Vice President and Comptroller
                                        Banco Popular de Puerto Rico
                                        PO Box 362708
                                        San Juan, PR 00936-2708

                                        Telephone: (787) 765-9800 ext. 6102
                                        Fax: (787) 759-7803

                                        Or visit our web site www.popularinc.com


                                                                             P32

POPULAR, INC.

         Financial Review and Supplementary Information

                                    Management's Discussion and Analysis of
                                    Financial Condition and Results of Operations                                  2
                                    Statistical Summaries                                                         30
                                    Financial Statements
                                    Management's Report on Responsibility
                                    for Financial Reporting                                                       35
                                    Report of Independent Accountants                                             36
                                    Consolidated Statements of Condition
                                    as of December 31, 2002 and 2001                                              37

                                    Consolidated Statements of Income
                                    for the years ended December 31, 2002,
                                    2001 and 2000                                                                 38

                                    Consolidated Statements of Cash Flows
                                    for the years ended December 31, 2002,
                                    2001 and 2000                                                                 39

                                    Consolidated Statements of Changes in
                                    Stockholders' Equity for the years ended
                                    December 31, 2002, 2001 and 2000                                              40

                                    Consolidated Statements of Comprehensive
                                    Income for the years ended December 31,
                                    2002, 2001 and 2000                                                           41

                                    Notes to Consolidated Financial Statements                                    42

POPULAR, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section provides a discussion and analysis of the consolidated financial position and financial performance of Popular, Inc. and its subsidiaries (the Corporation). All accompanying tables, financial statements and notes included elsewhere in this report should be considered an integral part of this analysis. The Corporation is a financial holding company, which offers a broad range of products and services to consumer and corporate customers in Puerto Rico, the United States, the Caribbean and Central America. The Corporation's subsidiaries are engaged in the following businesses:

         - Commercial Banking -- Banco Popular de Puerto Rico (BPPR), Banco Popular North America (BPNA), and Banco Popular, National Association (BP, N.A.)

         - Auto Loans and Lease Financing -- Popular Auto, Inc. and Popular Leasing, U.S.A.

         - Mortgage and Consumer Lending -- Popular Mortgage, Inc., Equity One, Inc., Popular Finance, Inc. and Levitt Mortgage Corporation.

         -        Broker/Dealer -- Popular Securities, Inc.

         - Processing and Information Technology Services and Products -- GM Group, ATH Costa Rica and CreST, S.A.

         -        Retail Financial Services -- Popular Cash Express, Inc.

         - Insurance Agency -- Popular Insurance, Inc., Popular Insurance Agency U.S.A., Inc. and Popular Insurance V.I., Inc.

OVERVIEW

The year 2002 was challenging for the markets and investors alike. It was characterized by significant corporate scandals, the continued fight against terrorism and heightened geopolitical risks, such as a U.S. war against Iraq. Sluggish economic data and weaker than expected corporate profits dampened any chance of a quick bounce back from the poor economic conditions that prevailed throughout the year. The Federal Reserve intervened only once by reducing its federal funds target rate by a larger than expected 50 basis points to 1.25% in November. They felt the economy still needed the lowest borrowing costs in four decades in order to sustain the recovery and support consumption. Consumers took advantage of the low interest rate environment to finance and purchase homes at a record setting pace, reaffirming that housing activity remained as one of the strongest areas of the economy.

         Early during the year, BPPR, the Corporation's principal subsidiary, acquired three branches of Banco Bilbao Vizcaya Argentaria in Puerto Rico with deposits approximating $40 million.

         In April 2002, BPPR launched the new PREMIA rewards program. This is a unique customer-loyalty program designed to compensate its customers for their banking relationships. The program allows customers of BPPR and of the Corporation's subsidiaries in Puerto Rico to enroll and accumulate points for everyday financial transactions and from a variety of products and services, including deposit accounts, credit cards, mortgage and auto loans, and electronic services transactions, among others. The points accumulated are redeemable for airline tickets, merchandise and pre-paid ATM cards, among other alternatives. At the end of 2002, the PREMIA rewards program had more than 145,000 registered clients.

         In 2002, the Corporation acquired the general insurance agencies of Del Nido & Associates and Life Insurance Services, Inc., and established insurance subsidiaries in the U.S. Virgin Islands and in the mainland U.S. These initiatives provide the building blocks to enhance revenue growth by allowing the Corporation to offer a wider variety of insurance products and services to more customers.

         During 2002, BPNA, the leading U.S. Hispanic-owned bank, celebrated more than 40 years of community banking services in the United States and launched an institutional advertising campaign, "Popularity", created to expand the Bank's brand. The campaign's theme "Make Dreams Happen" reflects BPNA's aim to know its customers and help them achieve their dreams. BPNA also launched the new Programa Acceso Popular, which offers tailored financial products and services to Hispanic customers in the U.S. mainland, allowing BPNA to convey its financial expertise directly into the communities.

TABLE A

Components of Net Income as a Percentage of Average Total Assets

                                                                                    For the Year
                                                             -----------------------------------------------------------
                                                               2002          2001         2000        1999          1998
                                                             ------        ------       ------      ------        ------
Net interest income                                            3.71%         3.85%        3.70%       4.01%         4.27%
Provision for loan losses                                     (0.65)        (0.76)       (0.73)      (0.63)        (0.67)
Securities and trading (losses) gains                         (0.01)        (0.01)        0.05          --          0.06
Derivative losses                                             (0.06)        (0.07)          --          --            --
Operating income                                               1.72          1.76         1.70        1.57          1.36
                                                             ------        ------       ------      ------        ------
                                                               4.71          4.77         4.72        4.95          5.02
Operating expenses                                            (3.23)        (3.31)       (3.30)      (3.52)        (3.52)
                                                             ------        ------       ------      ------        ------
Net income before tax and minority interest                    1.48          1.46         1.42        1.43          1.50
Income tax                                                    (0.37)        (0.37)       (0.38)      (0.36)        (0.36)
Net loss of minority interest                                    --            --           --        0.01            --
                                                             ------        ------       ------      ------        ------
Net income                                                     1.11%         1.09%        1.04%       1.08%         1.14%
                                                             ======        ======       ======      ======        ======

POPULAR, INC.

TABLE B

Changes in Net Income and Earnings per Common Share

                                                             2002                      2001                      2000
                                                    -----------------------   -----------------------   -----------------------
(In thousands, except per common share amounts)      DOLLARS      PER SHARE    Dollars      Per share    Dollars      Per share
-----------------------------------------------     ---------     ---------   ---------     ---------   ---------     ---------
Net income applicable to common stock
 for prior year                                     $ 296,188      $   2.17   $ 267,753      $   1.97   $ 249,208      $   1.84
Increase (decrease) from changes in:
 Operating income                                      54,339          0.40      42,702          0.31      77,807          0.57
 Net interest income                                  103,344          0.76      94,224          0.69      29,023          0.21
 Sales of investment securities                        (3,369)        (0.03)    (11,174)        (0.08)     10,563          0.08
 Trading account                                          977          0.01      (3,772)        (0.03)      3,812          0.03
 Derivative activities                                    143           --      (20,228)        (0.15)         --            --
 Minority interest                                       (266)          --       (1,134)        (0.01)     (1,302)        (0.01)
 Income tax                                           (11,975)        (0.09)     (4,483)        (0.03)    (15,677)        (0.12)
 Operating expenses                                  (102,793)        (0.76)    (49,776)        (0.36)    (39,989)        (0.29)
 Cumulative effect of accounting change                  (686)           --         686            --          --            --
 Provision for loan losses                              7,680          0.06     (18,610)        (0.14)    (45,692)        (0.34)
                                                    ---------      --------   ---------      --------   ---------      --------
Net income before preferred stock
 dividends and change in average
 common shares                                        343,582          2.52     296,188          2.17     267,753          1.97
Decrease in preferred stock dividends                   5,840          0.04          --            --          --            --
Change in average common shares*                           --          0.05          --            --          --            --
                                                    ---------      --------   ---------      --------   ---------      --------
Net income applicable to common stock               $ 349,422      $   2.61   $ 296,188      $   2.17   $ 267,753      $   1.97
                                                    =========      ========   =========      ========   =========      ========

* Reflects the effect of the shares repurchased, plus the shares issued through the Dividend Reinvestment Plan in the years presented.

         The Corporation's mortgage operations benefited from the 2002 low interest rate environment that drove refinancing activity. Equity One achieved a record loan origination volume of $3.2 billion in 2002, representing an increase of approximately 19% over the previous year. Also, the volume of originations of Popular Mortgage for 2002 reached $1.4 billion, for a record second year in a row.

         Popular, Inc. reported net earnings of $351.9 million for the year ended December 31, 2002, compared with $304.5 million a year before, an increase of $47.4 million or 16%. Earnings per common share (EPS), basic and diluted, totaled $2.61 in 2002, compared with $2.17 in 2001. The Corporation's return on assets (ROA) for 2002 was 1.11% compared with 1.09% in 2001, while the return on common equity (ROE) was 16.29% in 2002 compared with 14.84% in 2001.

         The Corporation's stockholders' equity as of December 31, 2002 reflected the redemption of all the outstanding shares of its 8.35% Non-Cumulative Monthly Income Preferred Stock on January 21, 2002. In addition, in May 2002 the Corporation repurchased 4,300,000 shares of the Corporation's common stock from Banco Popular de Puerto Rico's Retirement Plan at a cost of $139 million.

         Table A presents a five-year summary of the components of net income as a percentage of average total assets, whereas Table B presents the changes in net income applicable to common stock and earnings per common share. At December 31, 2002, the market value and book value per share of the Corporation's common stock were $33.80 and $18.20, respectively, compared with $29.08 and $15.93 at the same date in 2001.

         Further discussion of operating results and the Corporation's financial condition is presented in the following narrative and tables. In addition, Table C provides selected financial data for the past 10 years.

         The information included herein may contain forward-looking statements with respect to the adequacy of the allowance for loan losses, the Corporation's market and liquidity risks and the effect of legal proceedings on the Corporation's financial condition and results of operations, among others. These forward-looking statements involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements.

SETTLEMENT OF FEDERAL INVESTIGATION

On January 16, 2003, the U.S. District Court for the District of Puerto Rico approved a Deferred Prosecution Agreement among BPPR, the U.S. Department of Justice, the Board of Governors of the Federal Reserve System, and the Financial Crimes Enforcement Network of the U.S. Department of the Treasury ("FinCEN"). The Agreement concludes an investigation related principally to the circumstances surrounding the activities of a former customer of BPPR, including BPPR's reporting and compliance efforts, as well as certain other customers. The former customer has pleaded guilty to money


                                                            2002 ANNUAL REPORT 3

POPULAR, INC.

TABLE C

Selected Financial Data

(In thousands, except per share data)                                          2002                2001               2000
                                                                           -------------       -------------       ------------
CONDENSED  INCOME  STATEMENTS
 Interest income                                                           $   2,023,797       $   2,095,862       $  2,150,157
 Interest expense                                                                843,468           1,018,877          1,167,396
                                                                           -------------       -------------       ------------
 Net interest income                                                           1,180,329           1,076,985            982,761
                                                                           -------------       -------------       ------------
 Securities, trading and derivatives (losses) gains                              (24,231)            (21,982)            13,192
 Other income                                                                    547,909             493,570            450,868
 Operating expenses                                                            1,029,002             926,209            876,433
 Provision for loan losses                                                       205,570             213,250            194,640
 Net (gain) loss of minority interest                                               (248)                 18              1,152
 Income tax                                                                      117,255             105,280            100,797
 Dividends on preferred stock of BPPR                                                 --                  --                 --
 Cumulative effect of accounting change                                               --                 686                 --
                                                                           -------------       -------------       ------------
     Net income                                                            $     351,932       $     304,538       $    276,103
                                                                           =============       =============       ============
     Net income applicable to common stock                                 $     349,422       $     296,188       $    267,753
                                                                           =============       =============       ============
PER COMMON SHARE DATA*
 Net income (basic and diluted) (before and after cumulative
   effect of accounting change)                                            $        2.61       $        2.17       $       1.97
 Dividends declared                                                                 0.80                0.76               0.64
 Book value                                                                        18.20               15.93              13.92
 Market price                                                                      33.80               29.08              26.31
 Outstanding shares:
   Average                                                                   133,915,082         136,238,288        135,907,476
   End of period                                                             132,439,047         136,362,364        135,998,617
AVERAGE BALANCES
 Net loans**                                                               $  18,729,220       $  17,045,257       $ 15,801,887
 Earning assets                                                               30,194,914          26,414,204         24,893,366
 Total assets                                                                 31,822,390          27,957,107         26,569,755
 Deposits                                                                     16,984,646          15,575,791         14,508,482
 Subordinated notes                                                              125,000             125,000            125,000
 Preferred beneficial interest in Popular North America's
   junior subordinated deferrable interest debentures
   guaranteed by the Corporation                                                 145,254             150,000            150,000
 Total stockholders' equity                                                    2,150,386           2,096,534          1,884,525
PERIOD END BALANCES
 Net loans**                                                               $  19,582,119       $  18,168,551       $ 16,057,085
 Allowance for loan losses                                                       372,797             336,632            290,653
 Earning assets                                                               31,899,765          29,139,288         26,339,431
 Total assets                                                                 33,660,352          30,744,676         28,057,051
 Deposits                                                                     17,614,740          16,370,042         14,804,907
 Subordinated notes                                                              125,000             125,000            125,000
 Preferred beneficial interest in Popular North America's
   junior subordinated deferrable interest debentures
   guaranteed by the Corporation                                                 144,000             149,080            150,000
 Total stockholders' equity                                                    2,410,879           2,272,818          1,993,644
SELECTED RATIOS
 Net interest yield (taxable equivalent basis)                                      4.26%               4.40%              4.23%
 Return on average total assets                                                     1.11                1.09               1.04
 Return on average common stockholders' equity                                     16.29               14.84              15.00
 Dividend payout ratio to common stockholders                                      30.76               33.10              32.47
 Efficiency ratio                                                                  59.69               58.97              61.54
 Overhead ratio                                                                    42.81               42.21              41.96
 Tier I capital to risk-adjusted assets                                             9.85                9.96              10.44
 Total capital to risk-adjusted assets                                             11.52               11.74              12.37


* Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods. All per share data has been adjusted to reflect two stock splits effected in the form of dividends on July 1, 1998 and July 1, 1996.

**       Includes loans held-for-sale.

POPULAR, INC.



                                                   Year ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
     1999                1998              1997               1996               1995               1994               1993
-------------       -------------      -------------      -------------      -------------      -------------      -------------

$   1,851,670       $   1,651,703      $   1,491,303      $   1,272,853      $   1,105,807      $     887,141      $     772,136
      897,932             778,691            707,348            591,540            521,624            351,633            280,008
-------------       -------------      -------------      -------------      -------------      -------------      -------------
      953,738             873,012            783,955            681,313            584,183            535,508            492,128
-------------       -------------      -------------      -------------      -------------      -------------      -------------
         (944)             12,586              6,202              3,202              7,153                451              1,418
      373,860             278,660            241,396            202,270            166,185            140,852            123,762
      837,482             720,354            636,920            541,919            486,833            447,846            412,276
      148,948             137,213            110,607             88,839             64,558             53,788             72,892
        2,454                 328                 --                 --                 --                 --                 --
       85,120              74,671             74,461             70,877             59,769             50,043             28,151
           --                  --                 --                 --                 --                385                770
           --                  --                 --                 --                 --                 --              6,185
-------------       -------------      -------------      -------------      -------------      -------------      -------------
$     257,558       $     232,348      $     209,565      $     185,150      $     146,361      $     124,749      $     109,404
=============       =============      =============      =============      =============      =============      =============
$     249,208       $     223,998      $     201,215      $     176,800      $     138,011      $     120,504      $     109,404
=============       =============      =============      =============      =============      =============      =============


$        1.84       $        1.65      $        1.50      $        1.34      $        1.05      $        0.92      $        0.84
         0.60                0.50               0.40               0.35               0.29               0.25               0.23
        11.51               11.86              10.37               8.80               7.91               6.87               6.38
        27.94               34.00              24.75              16.88               9.69               7.04               7.75

  135,585,634         135,532,086        134,036,964        132,044,624        131,632,600        131,192,972        130,804,944
  135,654,292         135,637,327        135,365,408        132,177,012        131,794,544        131,352,512        130,929,692

$  13,901,290       $  11,930,621      $  10,548,207      $   9,210,964      $   8,217,834      $   7,107,746      $   5,700,069
   22,244,959          19,261,949         17,409,634         15,306,311         13,244,170         11,389,680          9,894,662
   23,806,372          20,432,382         18,419,144         16,301,082         14,118,183         12,225,530         10,683,753
   13,791,338          12,270,101         10,991,557         10,461,796          9,582,151          8,837,226          8,124,885
      125,000             125,000            125,000            147,951             56,850             56,082             73,967


      150,000             150,000            122,877                 --                 --                 --                 --
    1,712,792           1,553,258          1,370,984          1,193,506          1,070,482            924,869            793,001

$  14,907,754       $  13,078,795      $  11,376,607      $   9,779,028      $   8,677,484      $   7,781,329      $   6,346,922
      292,010             267,249            211,651            185,574            168,393            153,798            133,437
   23,754,620          21,591,950         18,060,998         15,484,454         14,668,195         11,843,806         10,657,994
   25,460,539          23,160,357         19,300,507         16,764,103         15,675,451         12,778,358         11,513,368
   14,173,715          13,672,214         11,749,586         10,763,275          9,876,662          9,012,435          8,522,658
      125,000             125,000            125,000            125,000            175,000             50,000             62,000


      150,000             150,000            150,000                 --                 --                 --                 --
    1,660,986           1,709,113          1,503,092          1,262,532          1,141,697          1,002,423            834,195

         4.65%               4.91%              4.84%              4.77%              4.74%              5.06%              5.50%
         1.08                1.14               1.14               1.14               1.04               1.02               1.02
        15.45               15.41              15.83              16.17              14.22              13.80              13.80
        31.56               28.42              25.19              24.63              26.21              27.20              25.39
        63.08               62.55              62.12              61.33              64.88              66.21              66.94
        48.71               49.15              49.66              49.38              53.66              57.24              58.34
        10.17               10.82              12.17              11.63              11.91              12.85              12.29
        12.29               13.14              14.56              14.18              14.65              14.25              13.95


                                                            2002 ANNUAL REPORT 5

POPULAR, INC.

laundering, including in connection with transactions made through an account at BPPR. No current or former BPPR officer, director or employee has been charged with a crime or accused of benefitting financially from the transactions described in the Agreement.

         Under the Deferred Prosecution Agreement, BPPR agreed to the filing of a one-count information charging it with failure to file suspicious, activity reports in a timely and complete manner. The Agreement provides for BPPR to forfeit $21.6 million to the United States, and resolves all claims the United States, FinCEN or the Federal Reserve may have against BPPR arising from the matters that were subject to investigation. This forfeiture was recognized in the Corporation's consolidated statement of condition and results of operations for the year ended December 31, 2002.

         This settlement also terminates the Written Agreement BPPR signed with the Federal Reserve Bank of New York on March 9, 2000, which required enhancements to BPPR's anti-money laundering and Bank Secrecy Act program. The Federal Reserve found BPPR to be fully compliant with the Written Agreement on November 26, 2001. Finally, the Deferred Prosecution Agreement provides that the court will dismiss the information and the Deferred Prosecution Agreement will expire 12 months following the settlement, provided that BPPR complies with its obligations under the Agreement.

CRITICAL ACCOUNTING POLICIES

The Corporation's accounting policies are essential to the understanding of its financial statements. The Corporation's significant accounting policies are described in detail in Note 1 to the consolidated financial statements and should be read in conjunction with this section on critical accounting policies. The following is a summary of the Corporation's critical accounting policies, which involve significant management judgment associated with estimates about the effect of matters that are inherently uncertain and that involve a high degree of subjectivity.

INVESTMENT SECURITIES

Management determines the appropriate classification of debt and equity securities at the time of purchase. Debt securities are classified as held-to-maturity when the Corporation has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt and equity securities are classified as trading when they are bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in accumulated other comprehensive income. At December 31, 2002, unrealized gains on the available-for-sale securities, net of taxes, amounted to $208 million.

LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans are carried at their principal amount outstanding net of unearned income, if applicable, including net deferred loan fees and costs, except for loans held-for-sale which are carried at the lower of cost or market. The Corporation defers certain nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding. It is the Corporation's policy to discontinue the recognition of interest income when a commercial loan or commercial lease becomes 60 days past due as to principal or interest. For consumer financing leases, conventional mortgages and closed-end consumer loans, interest recognition is discontinued when payments are delinquent by 90 days or four scheduled payments in arrears. Closed-end consumer loans are charged-off when payments are delinquent 120 days. Open-end (revolving credit) consumer loans are charged-off if payments are delinquent 180 days. Certain loans that would be treated as non-accrual loans pursuant to the foregoing policy are treated as accruing loans if they are considered well secured and in the process of collection. When interest accruals are discontinued, the balance of uncollected accrued interest is charged against current earnings and thereafter, income is recorded only to the extent of any interest collected. The Corporation reports its non-performing assets on a more conservative basis than most U.S. Banks. It is the Corporation's policy to place commercial loans on non-accrual status if payments of principal or interest are delinquent 60 days rather than the standard industry practice of 90 days. Refer to the Credit Risk Management and Loan Quality section of this report for further information.

         The methodology used to establish the allowance for loan losses is based on SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 5 "Accounting for Contingencies." Under SFAS No. 114, certain commercial loans are identified for evaluation on an individual basis, and specific reserves are calculated based on impairment. SFAS No. 5 provides for the recognition of a loss allowance for a group of homogeneous loans when it is probable that a loss will be incurred and an amount can be reasonably estimated. A loan is considered impaired when its interest and/or principal is past due 90 days or more or when, based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. The allowance for impaired loans is part of the Corporation's overall allowance for loan losses.

         The Corporation's management evaluates the adequacy of the allowance for loan losses on a monthly basis following a systematic methodology in order to provide for known and inherent risks in the loan portfolio. In developing an assessment of the adequacy of the allowance for loan losses, the Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic and political developments affecting companies in specific industries and specific issues with respect to single borrowers. Other factors that can affect management's estimates are the years of data to include when estimating losses, changes in underwriting standards, financial accounting standards and loan impairment measurement, among many others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold, may all affect the required level of the allowance for loan losses.

         The provision for loan losses charged to current operations is based on the above-mentioned methodology. Loan losses are charged and recoveries are credited to the allowance for loan losses.

POPULAR, INC.

INCOME TAXES

The Corporation uses an asset and liability approach to the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation's financial statements or tax returns. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized. Fluctuations in the actual outcome of these future tax consequences could impact the Corporation's financial position or its results of operations.

         SFAS No. 109 "Accounting for Income Taxes" requires the recognition of income taxes on the unremitted earnings of subsidiaries, unless these can be remitted on a tax-free basis or are permanently invested. Certain of the Corporation's foreign subsidiaries have not remitted retained earnings to date since these are necessary to carry out the Corporation's expansion plans in the respective markets of those subsidiaries, thus considered to be permanently invested. In addition, the Corporation has no foreseeable need for the subsidiaries' earnings given its ability to service its dividend program from the earnings of its domestic units. As of December 3l, 2002, approximately $171 million of retained earnings held by the subsidiaries have not been subject to deferred taxes. Had the Corporation recorded a deferred tax liability on the unremitted earnings of these subsidiaries, it would have approximated $18 million for the year 2002 and $51 million on a cumulative basis at December 31, 2002. Refer to Note 27 to the consolidated financial statements for further information.

ASSESSMENT OF FAIR VALUE

The assessment of fair value applies to certain of the Corporation's assets and liabilities, including trading securities, available-for-sale securities, interest-only strips, loans held-for-sale, servicing rights, other real estate owned, as well as derivative financial assets and liabilities. These assets and liabilities are recorded either at fair value or at the lower of cost or fair value. Fair values are volatile and are affected by factors such as market interest rates, prepayment speeds and discount rates.

         Fair values for trading securities, most of the Corporation's available-for-sale securities, and derivative financial instruments are based on quoted market prices. If quoted market prices are not available, fair values are based on quoted prices of similar instruments. Tax-exempt Puerto Rico GNMA securities cannot be valued only by reference to market quotations for U.S. GNMA securities with similar characteristics, due to their preferential tax status in Puerto Rico. The Corporation determines the fair value of tax-exempt P.R. GNMA securities from quotations obtained from locally based brokerage firms. Significant changes in factors such as interest rate changes and accelerated prepayment rates could affect the value of the trading and investment securities, to be recognized in the results of operations, thereby adversely affecting results of operations. Management assesses the fair value of its portfolio on a regular basis. Any impairment that is considered other than temporary is recorded directly in the income statement. The fair values of loans held-for-sale are based on anticipated liquidation values or quoted market prices.

         To estimate the fair value of mortgage servicing rights the Corporation considers prices for similar assets and the present value of expected future cash flows associated with the servicing assets calculated using assumptions that market participants would use in estimating future servicing income and expense, including discount rates, anticipated prepayment and credit loss rates. Servicing rights are assessed for impairment periodically with any impairment recognized in earnings through a valuation allowance. The primary risk of material changes to the value of the servicing rights is the potential volatility of the assumptions used, mainly prepayment speeds and discount rates. Refer to Note 21 to the consolidated financial statements for further information on the Corporation's mortgage servicing rights as of the end of the year.

         The fair values of other real estate owned are mostly determined based on appraisals by third parties, less estimated costs to sell.

         Notwithstanding the judgment required in fair valuing the Corporation's assets and liabilities, management believes that its estimates of fair value are reasonable given the process of obtaining external prices in many instances, periodic review of internal models and the consistent application of approaches from period to period.

GOODWILL AND OTHER INTANGIBLE ASSETS

The Corporation's goodwill and other intangible assets are tested on an annual basis, as prescribed in SFAS No. 142 "Goodwill and Other Intangible Assets." Management has defined reporting units based on legal entity, following the same logic employed when making operating decisions and measuring performance.

         The Corporation uses the present value of future cash flows and market price multiples of comparable companies to determine the fair market value of the reporting units. The discount rate employed to estimate the present value of projected cash flows is calculated using the Capital Asset Pricing Model (CAPM). Projected income is adjusted to determine each reporting unit's total cash flow.

         The assumptions incorporated into the model are determined by analyzing the financial results of each reporting unit. Assumptions are based on historical financial results, market conditions and comparable companies, among other factors.

         Refer to Notes 1 and 10 to the consolidated financial statements for further information on goodwill and other intangible assets.

STOCK OPTIONS

The Corporation has adopted the fair value method for accounting for the stock options granted to employees and directors, which are valued using a Black-Scholes model. The Black-Scholes option pricing model requires the use of subjective assumptions which can materially affect the fair value estimates. The fair value of each grant of stock options was estimated on the date of the grant using assumptions for expected dividend yields, risk-free interest rates, expected volatility and estimated lives of options. Refer to note 25 to the consolidated financial statements for a description of the assumptions used in determining the prices for the stock options granted by the Corporation.

         Among the assumptions that an estimated option price is most sensitive to, is the expected volatility of the underlying security, which in this case is the Corporation's common stock. Volatility refers to the standard deviation of the change in the underlying security's price during a period of time. When estimating the market price of the stock options granted to employees, an assumption regarding the expected volatility of the Corporation's common stock during the life of the options must be made. When pricing options granted to employees or directors, it is assumed that the expected volatility of the Corporation's


                                                            2002 ANNUAL REPORT 7

POPULAR, INC.

shares of common stock during the life of the options is similar to the average actual volatility during the past 260 trading days, which is approximately one calendar year.

PENSION AND POSTRETIREMENT BENEFIT OBLIGATIONS

The Corporation has a noncontributory defined benefit pension plan and a nonqualified unfunded supplementary pension and profit sharing plan for employees of certain subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The benefit costs and obligations of these plans are impacted by the use of subjective assumptions which can materially affect recorded amounts, including discount rates, expected returns on plan assets, rate of compensation increase and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against industry assumptions, among other factors. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the plans and related valuation assumptions are included in Note 24 to the consolidated financial statements.

         The Corporation periodically reviews its assumption for long-term expected return on pension plan assets in the Banco Popular de Puerto Rico Retirement Plan, which is the Corporation's largest pension plan with a market value of assets of $398 million as of December 31, 2002. In developing the assumed long term rate of return for use in determining net periodic pension expense the Corporation considers the asset allocation, historical returns on the types of assets held in the pension trust, and the current economic environment.

         As part of the review, the Corporation's independent consulting actuaries performed an analysis of expected returns based on the plan's asset allocation as of January 1, 2003 to develop expected rates of return. This forecast reflects the actuarial firm's expected long-term rates of return for each significant asset class or economic indicator, for example, 9.9% for U.S. equities, 4.7% for fixed income, and 2.4% inflation as of January 1, 2003. The range of returns developed relies both on forecasts and on broad-market historical benchmarks for expected return, correlation, and volatility for each asset class.

         Although the expected investment return assumption is long-term in nature, the range of reasonable expected returns has dropped over the past few years as a consequence of lower inflation and lower bond yields. As a consequence of its most recent review, the Corporation reduced its expected return from 8.5% for year 2002 to 8.0% for year 2003.

         When calculating expected return on plan assets Popular, Inc. uses the market value of assets, and does not employ any further asset smoothing. As a result, all changes in the fair value of assets prior to January 1, 2003 will be reflected in the results of operations for year 2003.

         Pension expense for the Banco Popular de Puerto Rico Retirement Plan in 2002 amounted to ($0.4) million. This included a credit of $35.2 million reflecting the expected return on assets for 2002. There were no contributions made to the Plan during 2002.

         Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2003 from 8.50% to 8.00% increased the forecast 2003 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $1.9 million.

         Popular, Inc. considers the Moody's Long-term AA Corporate Bond yield prevailing at the end of the fiscal year as a guide in the selection of the discount rate. At the end of December 2001, the Moody's Long-term AA Corporate Bond compounded annual yield was equal to 7.19% and we chose 7.00% as our discount rate. At the end of December 2002 the Moody's Long-term AA Corporate Bond compounded annual yield was equal to 6.63% and we chose 6.50% as our discount rate.

         A 25 basis point increase/decrease in the assumed discount rate assumption as of the beginning of 2003 would decrease/increase the forecast 2003 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $0.5 million. The change would not affect the minimum required contribution to the Plan.

EARNINGS ANALYSIS

NET INTEREST INCOME

Net interest income is the difference between interest and fee income earned on earning assets such as loans, leases, securities, and money market investments, and interest expense paid on liabilities such as deposits and borrowings. The variables that affect net interest income are various, including the interest rate scenario, the volumes and mix of earning assets and interest bearing liabilities, and the repricing characteristics of these assets and liabilities.

         Following 2001, a very active year for the Federal Reserve, in which the federal funds target rate was decreased eleven times by 475 basis points, during 2002 rates were maintained almost flat until the end of the year. On November 6, 2002 the Federal Reserve decreased the federal funds target rate by 50 basis points. The average key index rates for the years 2000 through 2002 were as follows:

                                                2002            2001            2000
                                                ----            ----            ----
Prime rate                                      4.68%           6.91%           9.23%
Fed funds rate                                  1.67            3.88            6.26
3-month LIBOR                                   1.79            3.78            6.54
3-month Treasury Bill                           1.63            3.47            5.98
2-year Treasury                                 2.61            3.81            6.20
FNMA 30-year                                    6.74            7.40            8.14
                                                ====            ====            ====


         As further discussed in the Risk Management section, the Corporation has comprehensive policies and procedures that are utilized to monitor and control the risk associated with the composition and repricing of its earning assets and interest-bearing liabilities and to assist management in maintaining stability in the net interest margin under varying interest rate environments.

         Net interest income for the year ended December 31, 2002 reached $1,180.3 million, an increase of $103.3 million, or 10%, when compared with $1,077.0 million reported in 2001. For the year ended December 31, 2000, net interest income amounted to $982.8 million.

         Table D presents the different components of the Corporation's net interest income segregated by major categories of earning assets and interest-bearing liabilities. Some of the assets, mostly investments in obligations of the U.S. Government and its agencies and the Puerto Rico Commonwealth and its agencies, generate interest, which is exempt for income tax purposes principally in Puerto Rico. Therefore,

POPULAR, INC.

to facilitate the comparison of all interest data related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates. Non-accrual loans have been included in the respective average loans and leases categories. Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale.

         The taxable equivalent adjustment amounted to $103.6 million in the year 2002 compared with $84.7 million in 2001 and $69.5 million in 2000. The increase in the adjustment from 2001 is mostly related to a lower interest expense disallowance required by the Internal Revenue Code of Puerto Rico, partially offset by lower exempt interest income. The decrease in the interest expense disallowance is directly associated with the 131 basis points decrease in the cost of interest bearing liabilities due to the 2002 lower interest rate scenario. The taxable equivalent adjustment increased from 2000 to 2001 mostly due to a significant decrease in the interest expense disallowance resulting from a decrease of 96 basis points in the average cost of interest bearing liabilities.

         The increase of $122.2 million in net interest income from 2001 to 2002, on a taxable equivalent basis, was the effect of positive variances of $89.2 million due to a higher volume of average earning assets and $33.0 million due to a higher net interest spread. From 2000 to 2001, net interest income on a taxable equivalent basis increased by $109.4 million, resulting from a favorable variance of $49.1 million due to higher average volume of earning assets and $60.3 million due to a higher net interest margin.

         Average earning assets reached $30.2 billion in 2002, a 14% increase from $26.4 billion in the year 2001. The principal growth was attained in investment securities and mortgage loans, which accounted for 51% and 39%, respectively, of the total increase in average earning assets. The rise in investment securities was mostly associated with higher U.S. agency securities and mortgage-backed obligations. Mortgage loan originations benefited from the lower rate scenario, which promoted consumer refinancing. Average commercial and construction loans rose $281 million from 2001, while the consumer loan portfolio declined by $109 million. The latter was mainly related to lower demand for personal loans, a shift of consumer credit to mortgage credit and the sale of approximately $20 million in ending balances of small loans by Popular Finance in the second quarter of 2002.

         The average yield on earning assets for 2002, on a taxable equivalent basis, decreased by 121 basis points to 7.05%, compared with 8.26% in 2001.

         The yield on average loans decreased by 98 basis points principally related to the lower yield on commercial loans due to the floating rate characteristics of a portion of the Corporation's portfolio and the origination of new loans in a lower rate environment. As of December 31, 2002 approximately 54% of the commercial and construction loan portfolios had floating or adjustable rates.

         The average yield on investment securities, on a taxable equivalent basis, declined to 5.34% in 2002 from 6.74% in the previous year, mainly due to the repricing of the investment portfolio runoff in a declining rate environment. The yield on money market investments had a negative variance of 190 basis points, declining from 5.11% in 2001 to 3.21% in 2002. As a result of their short-term nature, the low interest rate environment that prevailed in 2002 directly impacted these investments.

         A mix of funding sources supported the increase in the volume of earning assets. See Table L for a complete detail of average deposits by category. For the year ended December 31, 2002, average interest bearing deposits increased by $1.2 billion, or 10%, compared with $12.5 billion in 2001. Average savings, NOW and money market deposits rose $1.0 billion, or 16%, while average time deposits rose $234 million, or 4%, compared with 2001. Within this latter category, brokered deposits increased by $101 million, from an average of $656 million in 2001. The average cost of interest bearing deposits decreased 101 basis points when compared with 2001, due to reductions in deposit rates coupled with the prevailing lower interest rate scenario.

         Average short-term borrowings, which are mostly comprised of Fed funds, repurchase agreements and commercial paper, increased by $651 million in 2002, or 9%, from 2001, while longer-term borrowings increased by $1.7 billion, or 65%, when compared with the previous year. The increase in long-term debt, which is debt with an original maturity of more than one year, was principally due to the issuance of secured borrowings arising in securitization transactions.

         The net interest margin of the Corporation on a taxable equivalent basis decreased to 4.26% in 2002 from 4.40% reported in 2001. The lower net interest margin by 14 basis points resulted from various primary factors, all related to the low general interest rate environment that has prevailed for the past two years. The factor with the highest monetary impact on the net interest margin was the maturity of high yield investment securities, followed by the repricing of the commercial loan portfolio due to its floating rate characteristics. These negative factors were partially offset by interest rate adjustments made to money market and savings deposits and the repricing of borrowings. In addition, the redemption and repurchase of capital stock since December 31, 2001, also had an impact on the net interest margin, since these funds do not carry an interest cost. This was partially offset by higher average demand deposits for the year 2002. Notwithstanding the above, the Corporation's spread, which is the difference between the yield on earning assets and the cost of interest bearing liabilities, improved slightly by 10 basis points.

         As shown in Table D, net interest income on a taxable equivalent basis, amounted to $1.2 billion in 2001, up $109.4 million from 2000. This increase was attributable to a higher level of average earning assets in 2001 and a higher net interest margin. The increase in mortgage loans was the primary contributor to the growth in earning assets in 2001. The net interest margin on a taxable equivalent basis increased by 17 basis points from 4.23% in 2000 to 4.40% in 2001. The Federal Reserve monetary policy positively impacted the net interest margin of the Corporation, due to its liability sensitive structure at the beginning of the year 2001, in which the borrowings and deposits repriced at a faster pace than the earning assets.

PROVISION FOR LOAN LOSSES

The provision for loan losses reflects management's assessment of the adequacy of the allowance for loan losses to cover probable losses inherent in the loan portfolio after taking into account loan impairment and net charge-offs for the current period. The Corporation recorded a $205.6 million provision for loan losses for the year ended December 31, 2002, compared with $213.2 million in 2001 and $194.6 million


                                                            2002 ANNUAL REPORT 9

POPULAR, INC.

TABLE D

Net Interest Income - Taxable Equivalent Basis

                 Year ended December 31,
-------------------------------------------------------
(Dollars in millions)

       Average Volume          Average Yields/Costs
   2002     2001   Variance  2002    2001   Variance
----------------------------------------------------
 $1,012     $932      $80    3.21%   5.11%   (1.90)%
 10,090    8,170    1,920    5.34    6.74    (1.40)
    364      267       97    4.66    5.75    (1.09)
----------------------------------------------------
 11,466    9,369    2,097    5.13    6.55    (1.42)
----------------------------------------------------
  7,752    7,471      281    6.68    8.11    (1.43)
    875      843       32   11.13   11.62    (0.49)
  6,987    5,507    1,480    7.72    8.12    (0.40)
  3,115    3,224     (109)  12.33   12.90    (0.57)
----------------------------------------------------
 18,729   17,045    1,684    8.22    9.20    (0.98)
----------------------------------------------------
$30,195  $26,414   $3,781    7.05%   8.26%   (1.21)%
====================================================
 $2,502   $2,102     $400    2.15%   3.08%   (0.93)%
  4,775    4,170      605    2.23    2.79    (0.56)
  6,481    6,247      234    4.18    5.40    (1.22)
----------------------------------------------------
 13,758   12,519    1,239    3.13    4.14    (1.01)
----------------------------------------------------
  7,787    7,136      651    2.38    4.62    (2.24)
  4,403    2,669    1,734    5.16    6.41    (1.25)
----------------------------------------------------
 25,948   22,324    3,624    3.25    4.56    (1.31)

  3,227    3,057      170
  1,020    1,033      (13)
----------------------------------------------------
$30,195  $26,414   $3,781    2.79%   3.86%   (1.07)%
====================================================
                             4.26%   4.40%   (0.14)%
                            ========================



                             3.80%   3.70%    0.10%
                            ========================






                                 Year ended December 31,
-----------------------------------------------------------------------------------------------
                                                            (In thousands)
                                                                                 Variance
                                            Interest                          Attributable to
                                        2002         2001       Variance      Rate     Volume
                                  -------------------------------------------------------------
Money market investments          $   32,505    $   47,610   $ (15,105)  $ (18,180)   $  3,075
Investment securities                538,916       550,250     (11,334)   (118,977)    107,643
Trading securities                    16,961        15,358       1,603      (3,286)      4,889
                                  -------------------------------------------------------------
                                     588,382       613,218     (24,836)   (140,443)    115,607
Loans:                            -------------------------------------------------------------
   Commercial and construction       517,899       606,227     (88,328)   (110,434)     22,106
   Leasing                            97,367        97,951        (584)     (4,235)      3,651
   Mortgage                          539,758       447,197      92,561     (22,704)    115,265
   Consumer                          384,008       416,007     (31,999)    (15,013)    (16,986)
                                 --------------------------------------------------------------
                                   1,539,032     1,567,382     (28,350)   (152,386)    124,036
                                 --------------------------------------------------------------
TOTAL EARNING ASSETS              $2,127,414    $2,180,600   $ (53,186)  $(292,829)   $239,643
Interest bearing deposits:       ==============================================================
   NOW and money market              $53,776       $64,637   $ (10,861)   ($21,107)    $10,246
   Savings                           106,538       116,226      (9,688)    (24,811)     15,123
   Time deposits                     270,814       337,305     (66,491)    (80,115)     13,624
                                 --------------------------------------------------------------
                                     431,128       518,168     (87,040)   (126,033)     38,993
                                 --------------------------------------------------------------
Short-term borrowings                185,250       329,648    (144,398)   (164,694)     20,296
Medium and long-term debt            227,090       171,061      56,029     (35,088)     91,117
TOTAL INTEREST BEARING           --------------------------------------------------------------
  LIABILITIES                        843,468     1,018,877    (175,409)   (325,815)    150,406

Demand deposits
Other sources of funds



NET INTEREST MARGIN

NET INTEREST INCOME ON
  A TAXABLE EQUIVALENT BASIS       1,283,946     1,161,723     122,223   $  32,986    $ 89,237
                                                                         ======================
NET INTEREST SPREAD

TAXABLE EQUIVALENT
  ADJUSTMENT                         103,617        84,738      18,879
                                  -------------------------------------
NET INTEREST INCOME               $1,180,329    $1,076,985   $ 103,344
                                  =====================================

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

in 2000. The provision for loan losses for 2002 exceeded net charge-offs by $33.8 million or 20%. While the provision remained at relatively high levels in 2002, it was down $7.6 million or 4% from the previous year. The decrease in the provision for loan losses was mostly associated with the fact that the growth in the Corporation's loan portfolio has been mostly in mortgage loans, which historically represent a lower risk portfolio, and with the decline in the consumer loan portfolio. Also, it relates to lower net charge-offs to average loans and lower non-performing assets in the commercial and consumer loan portfolios. Refer to the Credit Risk Management and Loan Quality section for a more detailed analysis of the allowance for loan losses, net charge-offs, and credit quality statistics.

OPERATING INCOME

For purposes of this analysis, operating income excludes securities, trading and derivative transactions, since due to the volatility of these transactions, management believes that their exclusion permits greater comparability for analytical purposes. Operating income has become an increasingly important contributor to the growth in the Corporation's total revenues. The Corporation's business expansion strategies and

POPULAR, INC.

                 Year ended December 31,
-------------------------------------------------------
(Dollars in millions)

       Average Volume         Average Yields / Costs
  2001      2000   Variance  2001    2000    Variance
-----------------------------------------------------
$   932   $   933   $   (1)   5.11%    6.68%  (1.57)%
  8,170     7,945      225    6.74     6.85   (0.11)
    267       213       54    5.75     7.33   (1.58)
-----------------------------------------------------
  9,369     9,091      278    6.55     6.85   (0.30)
-----------------------------------------------------
  7,471     7,216      255    8.11     9.66   (1.55)
    843       770       73   11.62    11.80   (0.18)
  5,507     4,405    1,102    8.12     8.27   (0.15)
  3,224     3,411     (187)  12.90    13.05   (0.15)
-----------------------------------------------------
 17,045    15,802    1,243    9.20    10.11   (0.91)
-----------------------------------------------------
$26,414   $24,893   $1,521    8.26%    8.92%  (0.66)%
=====================================================
$ 2,102   $ 1,811   $  291    3.08%    3.60%  (0.52)%
  4,170     4,113       57    2.79     2.89   (0.10)
  6,247     5,549      698    5.40     6.22   (0.82)
-----------------------------------------------------
 12,519    11,473    1,046    4.14     4.61   (0.47)
-----------------------------------------------------
  7,136     7,781     (645)   4.62     6.53   (1.91)
  2,669     1,894      775    6.41     6.87   (0.46)
-----------------------------------------------------
 22,324    21,148    1,176    4.56     5.52   (0.96)

  3,057     3,035       22
  1,033       710      323
-----------------------------------------------------
$26,414   $24,893   $1,521    3.86%    4.69%  (0.83)%
=====================================================
                              4.40%    4.23%   0.17%
                             ========================


                              3.70%    3.40%   0.30%
                             ========================







                                 Year ended December 31,
--------------------------------------------------------------------------------------------------
                                                            (In thousands)
                                                                                     Variance
                                                  Interest                        Attributable to
                                              2001       2000      Variance     Rate       Volume
                                          --------------------------------------------------------
 Money market investments                 $   47,610  $   62,356  $ (14,746) $ (14,562)  $  (184)
 Investment securities                       550,250     544,608      5,642     (8,730)    14,372
 Trading securities                           15,358      15,624       (266)    (3,749)     3,483
                                          --------------------------------------------------------
                                             613,218     622,588     (9,370)   (27,041)    17,671
Loans:                                    --------------------------------------------------------
    Commercial and construction              606,227     696,903    (90,676)  (114,574)    23,898
    Leasing                                   97,951      90,906      7,045     (1,456)     8,501
    Mortgage                                 447,197     364,269     82,928     (6,662)    89,590
    Consumer                                 416,007     445,038    (29,031)    (1,923)   (27,108)
                                          --------------------------------------------------------
                                           1,567,382   1,597,116    (29,734)  (124,615)    94,881
                                          --------------------------------------------------------
                                          $2,180,600  $2,219,704  $ (39,104) $(151,656)  $112,552
TOTAL EARNING ASSETS                      --------------------------------------------------------
Interest bearing deposits:                   $64,637  $   65,195  $    (558) $ (10,196)    $9,638
   NOW and money market                      116,226     118,823     (2,597)    (5,024)     2,427
   Savings                                   337,305     345,355     (8,050)   (45,652)    37,602
   Time deposits                          --------------------------------------------------------
                                             518,168     529,373    (11,205)   (60,872)    49,667
                                          --------------------------------------------------------
Short-term borrowings                        329,648     508,029   (178,381)  (143,245)   (35,136)
 Medium and long-term debt                   171,061     129,994     41,067     (7,835)    48,902
TOTAL INTEREST BEARING                    --------------------------------------------------------
  LIABILITIES                              1,018,877   1,167,396   (148,519)  (211,952)    63,433

 Demand deposits
  Other sources of funds



NET INTEREST MARGIN
NET INTEREST INCOME ON A
  TAXABLE EQUIVALENT BASIS                 1,161,723    1,052,308   109,415   $60,296    $49,119
                                                                              ===================
NET INTEREST SPREAD

TAXABLE EQUIVALENT
  ADJUSTMENT                                  84,738       69,547    15,191
                                          ----------------------------------
NET INTEREST INCOME                       $1,076,985   $  982,761   $94,224
                                          ==================================

its technological leadership in Puerto Rico have been key factors for fee revenue growth in services beyond traditional banking activities. Operating income, excluding securities, trading and derivatives transactions, totaled $547.9 million for the year 2002, an increase of $54.3 million or 11% compared with $493.6 million in 2001. In 2000, these revenues totaled $450.9 million. Operating income by major categories for the past five years is presented in Table E. As a percentage of average assets, operating income, as defined above, represented 1.72% in 2002, compared with 1.77% in 2001 and 1.70% in 2000. The ratio of operating income, excluding securities, trading and derivatives transactions, to operating expenses for the year 2002 was 53.25%, compared with 53.29% in 2001 and 51.44% in 2000.

         Service charges on deposit accounts increased $10.7 million or 7% from 2001, reaching $157.7 million in 2002. This rise is mostly related to certain commercial accounts, on which fees have been favorably impacted by a lower earnings credit on compensatory balances in the low interest rate scenario, and higher transaction volume. Also, the increase in service charges is related to fees on deposit accounts, including charges for daily overdrafts and electronic transaction fees, among others, which commenced in mid or late


                                                           2002 ANNUAL REPORT 11

POPULAR, INC.

TABLE E

Operating Income

                                                                             Year ended December 31,
                                              -----------------------------------------------------------------------------------
                                                                                                                        Five-Year
(Dollars  in thousands)                          2002           2001           2000           1999          1998         C.G.R.*
                                              ---------      ---------      ---------      ---------      ---------     ---------
Service charges on deposit accounts           $ 157,713      $ 146,994      $ 125,519      $ 118,187      $ 103,732       10.87%
                                              ---------      ---------      ---------      ---------      ---------      -------
Other service fees :
  Credit card fees and discounts                 59,199         55,776         60,652         49,233         36,038        15.00
  Debit card fees                                42,461         37,156         30,513         22,785         17,702        21.91
  Processing fees                                36,545         37,521         28,528          8,312             --           --
  Other fees                                     32,245         31,825         33,072         31,815         21,620        12.36
  Insurance fees                                 24,380         18,718          9,385          6,903          8,690        20.65
  Sale and administration of
   investment products                           21,590         21,633         17,298         17,452         11,890        17.70
  Check cashing fees                             21,128         18,187         14,505         11,999          2,631       119.57
  Mortgage servicing fees, net of
   amortization                                  11,924         12,183         12,561         11,300          9,131         5.49
  Trust fees                                      9,071          9,548          9,481          9,928          8,873         5.94
                                              ---------      ---------      ---------      ---------      ---------      -------
        Total other service fees                258,543        242,547        215,995        169,727        116,575        21.25
                                              ---------      ---------      ---------      ---------      ---------      -------
  Other income                                   72,313         58,396         69,681         51,056         35,317        23.38
  Gain on sale of loans                          59,340         45,633         39,673         34,890         23,036        20.54
                                              ---------      ---------      ---------      ---------      ---------      -------
Total operating income                        $ 547,909      $ 493,570      $ 450,868      $ 373,860      $ 278,660        17.81%
                                              ---------      ---------      ---------      ---------      ---------      -------
Operating income to average assets                 1.72%          1.77%          1.70%          1.57%          1.36%
Operating income to operating expenses            53.25          53.29          51.44          44.64          38.68
                                              =========      =========      =========      =========      =========      =======

Note: For purposes of this Management's Discussion and Analysis, operating income excludes securities, trading and derivative gains or losses.

*        C.G.R. refers to compound growth rate.

2001. Service charges on deposit accounts were 0.93% of average deposits in 2002, 0.94% in 2001 and 0.87% in 2000.

         Other service fees, which experienced a compounded growth rate of 21% over the last five years, amounted to $258.5 million in 2002, an increase of $16.0 million or 7% from 2001. This increase was mostly attributed to higher credit and debit card fees, insurance agency commissions and check cashing fees. Credit and debit card fees increased $8.7 million or 9% compared with 2001, mainly due to higher volume of transactions and business growth. Average debit card monthly transactions increased by approximately 2.3 million or 31%, since December 31, 2001. Insurance fees rose $5.7 million or 30% from 2001, derived from business expansion, the launching of new products and services and capitalizing on the Corporation's broad delivery channels and client base. Check cashing fees rose $2.9 million from 2001 driven by the continuous expansion of Popular Cash Express, the Corporation's retail financial services subsidiary in the United States, which added 36 new stores and mobile units during 2002 to its delivery network.

         As shown in Table E, gain on sales of loans, including loans held-for-sale, totaled $59.3 million for the year ended December 31, 2002, an increase of $13.7 million or 30% compared with 2001. This increase derived in part from higher mortgage loan origination volume and subsequent sale of these loans. The results for 2002 also included a $2.2 million gain on the sale of loans guaranteed by the Small Business Administration. Other income amounted to $72.3 million in 2002, an increase of $13.9 million compared with 2001. Contributing to the increase in other income were higher investment banking fees derived by the Corporation's broker/dealer subsidiary, gains on the sale of software and equipment, consulting and network services fees, higher revenues from the Corporation's investment in Telecomunicaciones de Puerto Rico, Inc. (TELPRI) and higher revenues derived from the Corporation's equity investments. Also, during 2002, the Corporation recognized non-recurring gains of $3.1 million on the sale of BPNA's trust operations in Chicago, Illinois, and $0.6 million on the sale of 15 branches of Popular Finance, both sold as part of strategic initiatives at these subsidiaries. These increases were partially offset by writedowns in the value of interest-only strips of approximately $3.1 million during 2002, impacted by the effects of the prevailing interest scenario, since these impairments were considered other than temporary.

         In 2001, operating income, excluding securities, trading and derivatives transactions, increased $42.7 million or 9% from 2000, reaching $493.6 million in 2001. This growth was partly attributed to service charges on deposit accounts, which grew by $21.5 million, or 17%, mostly related to commercial accounts and new fees on deposit accounts implemented during the latter part of 2000 and mid-2001. In 2001, other service fees were $26.6 million or 12% higher than in the previous year. As shown in Table E, most categories exhibited growth in 2001, mostly as a result of higher customer activity, business

POPULAR, INC.

expansion and continued growth of the Corporation's electronic delivery services, with considerable increases recorded in insurance agency commissions, processing, debit card and investment banking fees. These variances were partially offset by a decrease in credit card fees and discounts of $4.9 million or 8% as a result of the sale of the U.S. credit card operations in 2000. These operations contributed approximately $13 million in service fees during 2000. Gains on sale of loans rose by $6.0 million or 15%. Other income decreased by $11.3 million from 2000 mostly as a result of pretax gains realized in 2000 on the sales of the Corporation's U.S. credit card operations and of the participation in Banco Fiduciario (BF), which combined resulted in pre-tax gains of $9.3 million.

SECURITIES AND TRADING GAINS/LOSSES

In 2002, losses on the sale of investment securities amounted to $3.3 million, compared with slight gains of $27 thousand in 2001. The losses in 2002 were mainly attributed to the sale of $710 million in U.S. Agency Securities, as part of the asset/liability management strategies followed by the Corporation due to the interest rate environment. Proceeds from these sales were reinvested at higher yields. Also, the Corporation recorded approximately $2.8 million in write-downs of certain investment securities which impairment in value was considered other than temporary. Trading losses amounted to $0.8 million in 2002, compared with trading losses of $1.8 million the previous year.

         In 2000, the Corporation recorded $11.2 million in gains on sale of investment securities and $2.0 million in trading account profit. The gains on sale of securities were mostly related to a $13.4 million pre-tax gain recognized during the year 2000 in the conversion of preferred stock of a financial corporation in Puerto Rico to common stock of the same entity.

DERIVATIVES

During 2002 and 2001, the Corporation recognized derivative losses of $20.1 million and $20.2 million, respectively, principally attributed to the changes in fair value of $500 million in notional amount of interest rate swaps that the Corporation uses to convert floating rate debt to fixed rate debt in order to cap the future cost of short-term borrowings. These swaps did not qualify as hedges in accordance with SFAS No. 133, as amended, and therefore changes in fair value of these derivatives are recorded in the statement of income. Since the Corporation pays a fixed rate, as interest rates fall so does the fair value of the swaps. Refer to the Market Risk section of this report and Note 30 to the consolidated financial statements for further information on the Corporation's derivative activities.

OPERATING EXPENSES

Operating expenses totaled $1,029.0 million in 2002, an increase of $102.8 million, or 11%, compared with $926.2 million in 2001. Table F presents a detail of operating expenses and various related ratios for the last five years. As a percentage of average assets, operating expenses decreased to 3.23% in 2002, compared with 3.31% in 2001 and 3.30% in 2000. The Corporation's efficiency ratio increased from 58.97% in 2001 to 59.69% in 2002. In 2000 this ratio was 61.54%. These performance ratios for 2002 were impacted by the $21.6 million forfeiture related to the settlement of the federal investigation previously mentioned in the Overview section of this Management's Discussion and Analysis. Excluding this particular charge, operating expenses were $1,007.4 million in 2002, or 3.17% of average assets, while the efficiency ratio would have been 58.43%.

         Personnel costs, the largest category of operating expenses, amounted to $488.7 million in 2002, an increase of $63.6 million, or 15%, compared with $425.1 million in 2001, mostly due to annual merit increases, incentives, profit sharing and higher pension and post-retirement costs, among other fringe benefits. At December 31, 2002 full-time equivalent employees (FTE's) totaled 10,960, reflecting a decrease of 374 employees from 11,334 employees at December 31, 2001, mainly as part of the reorganization efforts at BPNA. Incentives and commissions rose due to strong performance and business production at various subsidiaries. Also, during 2002, the Corporation opted to adopt the fair value method of recording stock options contained in SFAS No. 123, "Accounting for Stock-Based Compensation," which resulted in approximately $1.0 million in operating expenses in the year. All stock option grants will be expensed over the stock option vesting period based on the fair value at the date the options are granted. Refer to Note 25 to the consolidated financial statements for further information on stock options.

         Operating expenses, excluding personnel costs, amounted to $540.3 million for the year ended December 31, 2002, an increase of $39.2 million, or 8%, compared with $501.1 million in 2001. The categories that increased the most were professional fees, business promotion, net occupancy and other operating expenses. Professional fees rose $10.9 million, or 15%, compared with the previous year, mostly attributed to legal expenses, related in part to the federal investigation previously mentioned, collection costs, and consulting services for the strategic initiatives conducted at BPNA during 2002. The increase in business promotion of $10.7 million, or 21%, was mainly associated with higher advertising expenses, resulting mostly from the launching of PREMIA, an innovative rewards program for the Corporation's customers in Puerto Rico, and also to continuous aggressive marketing and direct mailing campaigns at the Corporation's mortgage and consumer lending subsidiaries. Net occupancy expenses rose $6.4 million, or 9%, partly associated with business expansion. Other operating expenses, which grew by $22.3 million, or 30%, included the $21.6 million forfeiture, which resulted from the resolution of the federal investigation previously mentioned. Partially offsetting these rises was a decrease in the amortization of intangibles, mostly goodwill, by $18.3 million, or 67%, due mainly to the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" during 2002.

         Total operating expenses increased $49.8 million, or 6%, from 2000 to 2001. Personnel costs increased $31.0 million, or 8%, over the amounts reported in 2000, mainly due to annual merit increases, higher headcount, higher pension and health insurance costs, among other fringe benefits. Partially offsetting this rise was a lower profit sharing expense due to a lower return on equity at BPPR. Other operating expenses, excluding personnel costs, totaled $501.1 million in 2001, compared with $482.3 million in 2000. This increase was mainly the result of higher professional fees, municipal taxes, net occupancy expenses, business promotion, communications costs and other expenses, the latter mostly associated with higher credit card and ATM transactions volume. Partially offsetting these rises was lower amortization of intangibles due to the full amortization at the end of 2000 of the core deposits intangibles recorded on the merger with


                                                           2002 ANNUAL REPORT 13

POPULAR, INC.

TABLE F

Operating Expenses

                                                                          Year ended December 31,
                                             ----------------------------------------------------------------------------------
                                                                                                                      Five-Year
(Dollars  in thousands)                         2002           2001           2000           1999           1998        C.G.R.
                                             ---------      ---------      ---------      ---------      ---------    ---------
Salaries                                     $  361,957     $ 321,386      $ 306,529      $ 289,995      $ 247,590       11.32%
Pension and other benefits                      104,549        87,505         68,734         72,820         67,743        8.52
Profit sharing                                   22,235        16,251         18,913         23,881         22,067       (2.84)
                                             ----------     ---------      ---------      ---------      ---------      ------
 Total personnel costs                          488,741        425,142        394,176        386,696        337,400        9.75
                                             ----------     ---------      ---------      ---------      ---------      ------
Equipment expenses                               99,099        97,383         98,022         88,334         75,302        8.32
Professional fees                                84,660        73,735         64,851         67,955         58,087       12.60
Net occupancy expense                            78,503        72,100         67,720         60,814         48,607       14.66
Business promotion                               61,451        50,783         46,791         45,938         39,376       12.85
Communications                                   53,892        48,883         45,689         43,146         36,941       10.09
Other taxes                                      37,144        38,756         34,125         33,290         32,191        4.17
Printing and supplies                            19,918        17,804         20,828         20,709         17,604        5.09
Amortization of intangibles                       9,104        27,438         34,558         31,788         27,860      (16.83)
Other operating expenses:
 Transportation and travel                       13,896        10,960         10,112         10,426          7,968       14.10
 FDIC assessment                                  2,805         2,750          2,846          1,782          1,497       13.35
 All other *                                     79,789        60,475         56,715         46,604         37,521       19.37
                                             ----------     ---------      ---------      ---------      ---------      ------
     Subtotal                                   540,261       501,067        482,257        450,786        382,954       10.36
                                             ----------     ---------      ---------      ---------      ---------      ------
     Total                                   $1,029,002     $ 926,209      $ 876,433      $ 837,482      $ 720,354       10.07%
                                             ==========     =========      =========      =========      =========      ======
Efficiency ratio**                                59.69%        58.97%         61.54%         63.08%         62.55%
Personnel costs to average assets                  1.54          1.52           1.48           1.62           1.65
Operating expenses to average assets               3.23          3.31           3.30           3.52           3.53
Assets per employee (in millions)            $     3.07     $    2.71      $    2.63      $    2.21      $    2.20
                                             ==========     =========      =========      =========      =========      ======

* Includes credit card interchange and processing expenses, insurance, sundry losses, and other real estate expenses, among others.

** Non-interest expense divided by net interest income plus recurring fee income.


BanPonce Corporation in 1990, as well as lower printing and supplies expenses.

INCOME TAX EXPENSE

Income tax expense for the year ended December 31, 2002 was $117.3 million, compared with $105.3 million in 2001, an increase of $12.0 million or 11%. The increase in 2002 was primarily due to higher pretax earnings for the current year, partially offset by higher net benefits from tax-exempt interest income.

         The effective tax rate decreased slightly from 25.7% in 2001 to 25.0% in 2002, mostly as a result of a decrease in the disallowance of interest expense attributed to tax-exempt investments in Puerto Rico due to lower cost of funds. Also, the decline in the effective tax rate resulted from not recognizing amortization of goodwill upon adoption of SEAS 142 in January 2002, since a portion of goodwill is not tax deductible.

         The difference between the effective tax rate and the maximum statutory tax rate for the Corporation, which is 39%, is primarily due to the interest income earned on certain investments and loans which is exempt from Puerto Rico income tax, net of the disallowance of related expenses attributable to the exempt income.

         In 2001, income tax expense increased $4.5 million, or 4%, from $100.8 million in 2000. The effective tax rate was 26.8% in 2000. The rise in income taxes was mostly due to higher pretax earnings for the year 2001, partially offset by a decrease in the disallowance of interest expense attributed to tax-exempt investments due to lower cost of funds. The decrease in the effective tax rate for 2001 was mostly related to the loss on derivatives recorded during the year in the U.S. due to a higher effective tax rate applicable to the operations in the U.S. mainland.

         Refer to Note 27 to the consolidated financial statements for additional information on income taxes.

FOURTH QUARTER RESULTS

The net income for the last quarter of 2002 was $80.8 million, or $0.61 per common share (basic and diluted), compared with $75.6 million, or $0.54 per common share (basic and diluted), for the same quarter of 2001. The results for the fourth quarter of 2002 represented an annualized return on assets of 0.96% and an annualized return on common equity of 14.64%, compared with 1.03% and 14.08%, respectively, for the same period in 2001.

POPULAR, INC.

         The net interest margin, on a taxable equivalent basis, decreased to 4.18% for the quarter ended December 31, 2002, from 4.47% in the same period of 2001. The rise of $25.9 million or 8% in net interest income, on a taxable equivalent basis, over the fourth quarter of 2001 was mostly attributed to higher investment activities. The average volume of earning assets rose by $4.4 billion, primarily due to a $2.8 billion increase in the average volume of money market, trading and investment securities, mostly comprised of U.S. Agency securities, which are tax-exempt in Puerto Rico, as well as a $1.6 billion increase in average loans, mainly mortgages. The increase in the volume of earning assets was funded mostly through borrowed funds, which on average rose by $3.4 billion, and by interest bearing deposits, which increased by $0.9 billion. The decrease in the net interest yield was mostly due to a lower yield in earning assets by 88 basis points, primarily related to a reduction in the yields of the investment and commercial loans portfolios. This reduction in yield was partly offset by a reduction in the cost of funds by 59 basis points mainly associated with the lower interest rate scenario during 2002.

         The provision for loan losses declined to $50.0 million for the quarter ended December 31, 2002, from $58.5 million in the fourth quarter of 2001. Net charge-offs for the quarter ended December 31, 2002, were $31.9 million or 0.66% of average loans, compared with $48.9 million or 1.10% for the same period in 2001. The decline in net charge-offs in the fourth quarter of 2002 was mainly reflected in the commercial, including construction, and the consumer loan portfolios, which declined by $15.1 million and $3.2 million, respectively. The decline in the provision for loan losses is also influenced by the fact that most of the Corporation's loan growth has been in mortgage loans, a secured portfolio, which historically has experienced minimal losses. Moreover, although non-performing assets rose from December 31, 2001 to the same date in 2002, this rise was mostly in mortgage loans. Refer to Table M for a detail of non-performing loans by category for the past five years. Also, the provision for loan losses in the last quarter of 2001 was evaluated in light of the slowdown of the economy as a result of the September 11th, 2001 events.

         Operating income, excluding securities, trading and derivative transactions, amounted to $140.1 million for the quarter ended December 31, 2002, compared with $128.8 million for the same quarter in 2001, an increase of $11.3 million or 9%. The growth in operating income was led by an increase in other service fees of $4.6 million, other operating income of $4.3 million, service charges on deposit accounts of $1.3 million and gain on sales of loans of $1.1 million. The rise in other service fees was mostly associated with higher credit card fees and discounts, debit card and check cashing fees, as well as insurance agency commissions. Other operating income increased mostly due to higher investment banking fees, gains on sales of software and equipment, and consulting and network services. Service charges on deposit accounts increased mainly due to higher commercial account charges.

         Sale of securities for the fourth quarter in 2002 resulted in losses of $0.7 million, compared with gains of $0.6 million in the same quarter of 2001. Trading losses totaled $0.7 million and $1.9 million in the quarters ended December 31, 2002 and 2001, respectively. Derivative gains for the fourth quarter in 2002 amounted to $2.0 million, compared with losses of $13.1 million in the same quarter the previous year, resulting mostly from changes in the fair value of the Corporation's interest rate swaps.

         Operating expenses for the quarter ended December 31, 2002 increased by $42.4 million, or 18%, from $239.9 million in the fourth quarter of 2001 to $282.3 million in the same quarter in 2002. This rise was principally reflected in other operating expenses and personnel costs. The rise in other operating expenses of $23.1 million was mostly attributed to the forfeiture of $21.6 million previously mentioned. The rise in personnel costs of $16.4 million, or 16%, was primarily due to higher salaries, pension costs and stock option expenses. The remaining categories of operating expenses rose $2.9 million, reflected mostly in higher professional fees and business promotion, partially offset by a decrease in the amortization of intangibles. Income tax expense increased by $7.9 million in the fourth quarter of 2002 compared with the same period in the previous year. The effective tax rate was 27.6% for the quarter ended December 31, 2002, compared with 23.2% in the same period in 2001. The increase is due in part to the impact of higher tax benefits in the last quarter of 2001 related to derivative losses, principally in the U.S. mainland where the effective tax rate for the Corporation is higher.

STATEMENT OF CONDITION ANALYSIS

ASSETS

At December 31, 2002, the Corporation's total assets were $33.6 billion, an increase of $2.9 billion, or 9%, compared with $30.7 billion a year earlier.

         Earning assets increased to $31.9 billion at December 31, 2002, from $29.1 billion at December 31, 2001. Money market investments, investment securities and trading securities amounted to $12.3 billion at December 31, 2002, representing an increase of $1.3 billion, or 12%, compared with $11.0 billion at December 31, 2001. The increase since 2001 was mainly reflected in investment securities, which totaled $10.7 billion at December 31, 2002, $836 million or 8% higher than the $9.9 billion reported a year earlier. The growth resulted mostly from investment opportunities undertaken by the Corporation, especially in securities of U.S. Government agencies and mortgage-backed securities. For a breakdown of the Corporation's investment portfolio, refer to Notes 4 and 5 to the consolidated financial statements.

         Table G reflects the Corporation's continued loan portfolio growth for the last five years. Total loans increased $1.4 billion, or 8%, from $18.2 billion at December 31, 2001 to $19.6 billion at the end of 2002. The largest increases in the loan portfolio were in mortgage and commercial (including construction) loans, which increased $969 million and $450 million, respectively. Commercial loan portfolio growth resulted principally from the continued marketing efforts towards the retail and middle market, notwithstanding the slowdown experienced in the economy. Consumer loans, which include personal, auto and boat, credit cards and reserve lines, decreased by $33 million since the end of 2001.

         The decrease in the consumer loans portfolio was mostly reflected in personal loans, the largest category of consumer loans, which decreased $160 million, or 10%, from $1.6 billion at December 31, 2001 to $1.4 billion at December 31, 2002. This decline was partly due to a lower demand for personal loans as a result of the low interest rate scenario, which tends to favor the refinancing of mortgage loans and personal debt consolidation. It was also due to the sale of


                                                           2002 ANNUAL REPORT 15

POPULAR, INC.


TABLE G

Loans Ending Balances

                                                                         As of December 31,
                                ---------------------------------------------------------------------------------------------
                                                                                                                        Five-
                                                                                                                        Year
(Dollars  in thousands)            2002             2001             2000             1999              1998           C.G.R.
                                -----------      -----------      -----------      -----------      -----------        ------
Commercial, industrial and
 agricultural                   $ 7,883,381      $ 7,420,738      $ 7,013,834      $ 6,656,411      $ 5,646,027         11.20%
Construction                        245,926          258,453          258,197          247,288          257,786         (0.34)
Lease financing                     886,731          859,119          816,714          728,644          645,280          8.79
Mortgage*                         7,466,531        6,497,459        4,643,646        3,933,663        3,351,748         21.38
Consumer                          3,099,550        3,132,782        3,324,694        3,341,748        3,177,954          0.17
                                -----------      -----------      -----------      -----------      -----------         -----
 Total                          $19,582,119      $18,168,551      $16,057,085      $14,907,754      $13,078,795         11.47%
                                ===========      ===========      ===========      ===========      ===========         =====

 *Includes loans held-for-sale.


approximately $20 million in small consumer loans during the second quarter of 2002, as part of the sale of 15 branches of Popular Finance, Inc. Partially offsetting the decrease in personal loans were increases in the other consumer loan categories. Auto and marine secured loans increased $125 million, or 18%, since December 31, 2001, mostly due to sales efforts. Also, credit cards and revolving lines of credit rose less than 1% each, since December 31, 2001, increasing by $1.5 million and $1.1 million, respectively.

         At December 31, 2002, the Corporation's lease financing portfolio increased by $28 million, or 3%, since the end of 2001. The Corporation's leasing subsidiary in Puerto Rico contributed with $25 million of the rise, while the Corporation's leasing subsidiary in the U.S. mainland contributed with $18 million of the rise since the end of 2001. These increases were partially offset by reductions in the leasing portfolio at the banking subsidiaries.

         Premises and equipment totaled $461 million at December 31, 2002, compared with $406 million at December 31, 2001. The increase since 2001 is mostly associated with the acquisition the Centre Europa building in Puerto Rico, after the Bank exercised its option to buy it. Certain BPPR departments as well as other independent tenants occupy the office building. The increase is also related to office remodeling and acquisitions and premises under construction for business expansion.

         Other assets totaled $578 million at the end of 2002, an increase of $81 million, or 16%, compared with $497 million at December 31, 2001. This growth was mostly associated with advances on securitizations.

         At December 31, 2002, goodwill totaled $183 million compared with $178 million at the end of 2001. The increase was mostly associated with the acquisitions performed during 2002 and the end of 2001 by Equity One, Popular Cash Express and Popular Insurance. Other intangible assets totaled $35 million at December 31, 2002, a decline of $3 million, compared with the same date in the previous year, due to the annual amortization of these intangibles. Refer to
Note 10 to the consolidated financial statements for the composition of other intangible assets.

DEPOSITS AND OTHER INTEREST AND NON-INTEREST BEARING LIABILITIES

Total deposits at December 31, 2002 amounted to $17.6 billion, compared with $16.4 billion at the end of 2001, an increase of $1.2 billion or 8%. Interest bearing deposits amounted to $14.2 billion at December 31, 2002, compared with $13.1 billion the previous year, an increase of $1.1 billion or 9%. Non-interest bearing deposits were $3.4 billion at December 31, 2002, compared with $3.3 billion at the end of 2001.

         Savings deposits, which include NOW and money markets, accounted for 76% of the increase in total deposits since the end of 2001, rising $947 million or 14%. This growth was attained in both retail and commercial accounts. Meanwhile, time deposits increased by $210 million, or 3%, from December 31, 2001. Brokered certificates of deposit, which are included as part of time deposits, totaled $856 million at December 31, 2002, a rise of $104 million, or 14%, since December 31, 2001. Also, contributing to the rise in time deposits were higher individual retirement account deposits, among other products. Demand deposits increased $87 million when compared with December 31, 2001. This rise was reflected in most categories, including commercial and individual deposit accounts, deposits in trust and others.

         Borrowed funds, including subordinated notes and capital securities, increased $1.4 billion, from $11.6 billion at December 31, 2001 to $13.0 billion at the end of 2002. The increase in borrowed funds was used primarily to fund the Corporation's loan and investment portfolio growth.

         Short-term borrowings, including federal funds purchased and securities sold under agreements to repurchase, amounted to $8.4 billion at December 31, 2002, compared with $7.6 billion in 2001. Long-term borrowed funds totaled $4.6 billion at December 31, 2002, compared with $4.0 billion at the same date the previous year.

         During 2002, as well as in the previous year, the Corporation continued extending the duration of its borrowings as part of its asset/liability management strategies. The strategies that were followed in 2001 included issuing medium-term notes and asset-backed securities, extending repurchase agreements, raising longer-term time deposits and entering into an interest rate swap, where the Corporation

POPULAR, INC.

TABLE H
Capital Adequacy Data

                                                                                As of December 31,
                                                -------------------------------------------------------------------------------
(Dollars  in thousands)                             2002            2001             2000             1999             1998
                                                -----------      -----------      -----------      -----------      -----------
Risk-based capital:
  Tier I capital                                $ 2,054,027      $ 1,849,305      $ 1,741,004      $ 1,557,096      $ 1,450,187
  Supplementary (Tier II) capital                   346,531          330,213          321,627          324,519          310,091
                                                -----------      -----------      -----------      -----------      -----------
     Total capital                              $ 2,400,558      $ 2,179,518      $ 2,062,631      $ 1,881,615      $ 1,760,278
                                                ===========      ===========      ===========      ===========      ===========
Risk-weighted assets:
  Balance sheet items                           $19,487,339      $18,087,672      $16,173,005      $14,878,731      $12,955,995
  Off-balance sheet items                         1,355,430          479,691          496,735          428,780          443,926
                                                -----------      -----------      -----------      -----------      -----------
     Total risk-weighted assets                 $20,842,769      $18,567,363      $16,669,740      $15,307,511      $13,399,921
                                                ===========      ===========      ===========      ===========      ===========
Ratios:
  Tier I capital (minimum required - 4.00%)            9.85%            9.96%           10.44%           10.17%           10.82%
  Total capital (minimum required - 8.00%)            11.52            11.74            12.37            12.29            13.14
  Leverage ratio (minimum required - 3.00%)            6.19             6.46             6.40             6.40             6.72
  Equity to assets                                     6.76             7.50             7.09             7.19             7.60
  Tangible equity to assets                            6.12             6.74             6.18             6.21             6.64
  Equity to loans                                     11.48            12.30            11.93            12.32            13.02
  Internal capital generation rate                    11.29             9.19             9.59             9.80            10.06
                                                ===========      ===========      ===========      ===========      ===========

pays a fixed rate. This same strategy was followed during 2002, mainly through issuing asset-backed securities.

         Refer to Notes 12 through 17 to the consolidated financial statements for information on the Corporation's borrowings as of December 31, 2002 and 2001.

         In 2001, the Corporation filed a shelf registration with the Securities and Exchange Commission, allowing Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc. to issue medium-term notes, debt securities and preferred stock in an aggregate amount of up to $2 billion. These securities are fully and unconditionally guaranteed by the Corporation. As of December 31, 2002, the Corporation had available $1.9 billion under this shelf registration.

         Other liabilities were $678 million at December 31, 2002, an increase of $165 million compared with December 31, 2001. This increase is mainly associated with derivative instruments, payables to broker/dealer and counterparties related to transactions accounted at trade date, the forfeiture payable under the Deferred Prosecution Agreement, taxes payable and accrued interest, among many others.


STOCKHOLDERS' EQUITY

The Corporation's stockholders' equity at December 31, 2002 was $2.4 billion, compared with $2.3 billion at the same date in 2001. Earnings retention and higher accumulated other comprehensive income, mostly associated with a favorable change in the value of securities available-for-sale, contributed to the increase in stockholders' equity since 2001. Unrealized gains on securities available-for-sale, net of deferred taxes, totaled $208 million at December 31, 2002, compared with $81 million at the end of the previous year. The consolidated statement of condition for 2002 also included $3 million in unrealized losses on derivatives instruments, compared with unrealized gains of $78 thousand at the end of 2001.

         Partially offsetting the capital increases explained above was the redemption of $100 million of the Corporation's preferred stock in January 2002. The redemption consisted of the repurchase of shares at the liquidation preference value of $25.50 per share plus accrued dividends, for a total repurchase price of $25.6276 per share. Also, in May 2002 the Corporation repurchased 4.3 million shares of its common stock from the Banco Popular Retirement Plan, at a total cost of $139 million, which is included as treasury stock in the consolidated statement of condition.

         Dividends declared on common stock during 2002 amounted to $106.7 million, compared with $103.5 million in 2001. Cash dividends declared per common share for 2002 increased to $0.80, which is 5% higher than the 2001 cash dividend of $0.76 per common share, and 25% higher than the 2000 cash dividend of $0.64 per common share. The dividend payout ratios for 2002, 2001 and 2000 were 30.76%, 33.10% and 32.47%, respectively.

         The Corporation has a Dividend Reinvestment Plan for its stockholders that offers the opportunity of automatically reinvesting dividends in shares of common stock at a 5% discount from the average market price at the time of the issuance. During 2002, a total of 383,301 shares, equivalent to $11.2 million in additional capital, were issued under the Plan. In 2001, 356,831 shares representing $9.7 million in additional capital were issued under this Plan.

         Table H presents the Corporation's capital adequacy information for the years 1998 to 2002. The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations. Note 20 to the consolidated financial statements presents further information on the Corporation's regulatory capital requirements. Effective on January 1, 2002, a final rule revising the regulatory capital treatment of recourse arrangements and direct credit substitutes, including residual interests and credit-enhancing interest-only strips, as well as asset-backed and mortgage-backed securities, took effect.

                                                        2002  ANNUAL REPORT   17

POPULAR, INC.

Table I
Common Stock Performance

                                       Cash         Book
                Market Price         Dividends      Value       Dividend                      Price/       Market/
              ----------------       Declared        Per         Payout       Dividend       Earnings       Book
              High         Low       Per Share      Share        Ratio         Yield*         Ratio        Ratio
              ----         ---       ---------      -----       --------      ---------      --------      -------
   2002                                             $18.20       30.76%        2.58%          12.95x       185.71%
4th quarter  $34 1/4     $28 5/7       $0.20
3rd quarter   35 6/7      30 1/9        0.20
2nd quarter   33 2/3      28 3/5        0.20
1st quarter   30          27 1/2        0.20

   2001                                              15.93       33.10         2.43           13.40        182.60
4th quarter  $30 1/6     $27 1/3       $0.20
3rd quarter   36 1/4      27 3/7        0.20
2nd quarter   32 15/16    28 4/9        0.20
1st quarter   29 4/9      25 1/4        0.16

   2000                                              13.92       32.47         2.75           13.36        188.95
4th quarter  $27 7/8     $23 1/2       $0.16
3rd quarter   27 1/16     19 5/8        0.16
2nd quarter   23 9/16     19 1/16       0.16
1st quarter   26 7/8      18 5/8        0.16

   1999                                              11.51       31.56         1.90           15.18        242.72
4th quarter  $32         $25 7/16      $0.16
3rd quarter   31          25 13/16      0.16
2nd quarter   32 7/8      28 13/16      0.14
1st quarter   37 7/8      30 7/8        0.14

   1998                                              11.86       28.42         1.55           20.61        286.68
4th quarter  $34         $25 3/8       $0.14
3rd quarter   36 3/4      28            0.14
2nd quarter   36 5/32     29 7/32       0.11
1st quarter   29 11/32    23 1/32       0.11

* Based on the average high and low market price for the four quarters.
  Note: All per share data has been adjusted to reflect the stock split effected in the form of a dividend of one share for each share outstanding on July 1, 1998.

         As a result of the adoption of this rule, off-balance sheet items included in the computation of regulatory capital of the Corporation increased by $792 million.

         The average tangible equity amounted to $1.9 billion for the year ended December 31, 2001 and 2002. Total tangible equity at December 31, 2002 was $2.2 billion compared with $2.0 billion at the end of the previous year. The average tangible equity to average assets ratio for 2002 was 6.12% compared with 6.74% in 2001. The reduction resulted from the redemption of preferred stock and the repurchase of common stock mentioned above, together with the growth in assets.

         Book value per common share was $18.20 at December 31, 2002, compared with $15.93 at December 31, 2001. The market value of the Corporation's common stock at the end of 2002 was $33.80 per share compared with $29.08 a year earlier. Total market capitalization was $4.5 billion at December 31, 2002 and $4.0 billion at December 31, 2001.

         The Corporation's common stock is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbol BPOP. Table I shows the Corporation's common stock performance on a quarterly basis during the last five years, including market prices and cash dividends declared. As of February 28, 2003, the Corporation had 11,117 stockholders of record of its common stock, not including the beneficial owners whose shares are held in record names of brokers or other nominees.

         The Corporation has a stock option plan, which permits the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. Any employee or director of the Corporation or any of its subsidiaries is eligible to participate in the plan. During 2001 and 2002, options for 26,416 and 423,647 common shares, respectively, were awarded

POPULAR, INC.

under the plan. Refer to Note 25 to the consolidated financial statements for further information.

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

MARKET RISK

Market risk refers to the impact of changes in interest rates on the Corporation's net interest income, market value of equity and trading operations. It also arises from fluctuations in the value of some foreign currencies against the U.S. dollar. Despite the varied nature of market risks, the primary source of this risk to the Corporation is the impact of changes in interest rates.

         The stability and level of the Corporation's net interest income, as well as its market value of equity, are subject to interest rate volatility. Changes in interest rates affect both the rates at which the Corporation's assets and liabilities reprice over time, and the market values of most of its assets and liabilities. Since net interest income is the main source of earnings for the Corporation, the constant measurement and control of market risk is a major priority.

         The Corporation's Board of Directors (the Board) is responsible for establishing policies regarding the assumption and management of market risk, and delegates their implementation to the Market Risk Committee (the Committee) of Popular, Inc. The Committee's primary goal is to ensure that the market risk assumed by the Corporation remains within the parameters of the Board's policies.


INTEREST RATE RISK

Interest rate risk (IRR) refers to the impact of changes in interest rates on the Corporation's net interest income. Depending on the duration and repricing characteristics of the Corporation's assets, liabilities and off-balance sheet items, changes in interest rates could either increase or decrease the level of net interest income. In limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives.

         The Committee implements the market risk policies approved by the Board as well as the risk management strategies reviewed and adopted in Committee meetings. The Committee measures and monitors the level of short and long-term IRR assumed by the Corporation and its subsidiaries. It uses simulation analysis and static gap estimates for measuring short-term IRR. Duration analysis is used to quantify the level of long-term IRR assumed, and focuses on the estimated economic value of the Corporation, that is, the difference between the estimated market value of financial assets less the estimated value of financial liabilities.

         Static gap analysis measures the volume of assets and liabilities at a point in time and their repricing during future time periods. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Table J presents the static gap estimate for the Corporation as of December 31, 2002. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.

         The interest rate sensitivity gap is defined as the difference between earning assets and interest-bearing liabilities maturing or repricing within a given time period. At December 31, 2002, the Corporation's one-year cumulative gap was $3.5 billion or 11.07% of total earning assets, compared with a one-year cumulative positive gap of $0.7 billion or 2.24% of total earning assets at the end of 2001. During 2002, the Corporation continued extending the maturity dates of certain borrowings into long-term maturities to take advantage of the low interest rate environment.

         At December 31, 2002, the Corporation was a participant in interest rate swap agreements with an aggregate notional amount of $525 million. In such agreements, the Corporation converted floating rate debt to fixed rate debt, reducing its exposure to increases in interest rates that may occur in the future.

         Simulation analysis is another measurement used by the Corporation for short-term IRR, and it addresses some of the deficiencies of gap analysis. It involves estimating the effect on net interest income of one or more future interest rate scenarios as applied to the repricing of the Corporation's current assets and liabilities and the assumption of new balances. The simulation analyses reviewed by the Committee are based on various interest rate scenarios, and include assumptions made related to the prepayment of the amortizing loans and securities, and the sensitivity of the Corporation's cost of retail deposits to changes in market rates. The computations do not contemplate actions management could take to respond to changes in interest rates. Computations of the prospective effects of hypothetical interest rate changes should not be relied upon as indicative of actual results. By their nature, these forward-looking statements are only estimates and may be different from what actually occurs in the future. As of December 31, 2002, the difference in projected net interest income under a rising and declining rate scenario, which assumes interest rates gradually change by 100 basis points up and down during the twelve-month period from the prevailing rates at year end, was a decrease of $2.2 million and an increase of $2.4 million, respectively, which represented changes of 0.2% in net interest income. These estimated changes are within the policy guidelines established by the Board.

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


                                                        2002  ANNUAL REPORT   19

POPULAR, INC.

TABLE J
Interest Rate Sensitivity

                                                                 As of December 31, 2002
                                                                  By Repricing Dates
                           -------------------------------------------------------------------------------------------------------
                                                       After         After       After
                                          Within    three months   six months  nine months               Non-interest
                              0-30         31-90     but within    but within  but within    After one     bearing
(Dollars in thousands)        days         days      six months   nine months   one year        year        funds         Total
                           ----------   ----------  ------------  -----------  -----------  -----------  ------------  -----------
Assets:
Money market investments   $  790,237  $   302,064   $    1,418   $      927                                           $ 1,094,646
Investment and trading
securities                  2,811,690      685,105    1,216,971      718,347   $1,140,357    $4,650,530                 11,223,000
Loans                       5,559,491    1,061,357      857,062      797,865      859,616    10,446,728                 19,582,119
Other assets                                                                                              $1,760,587     1,760,587
                           ----------  -----------   ----------   ----------   ----------   -----------   ----------   -----------
 Total                      9,161,418    2,048,526    2,075,451    1,517,139    1,999,973    15,097,258    1,760,587    33,660,352
                           ----------  -----------   ----------   ----------   ----------   -----------   ----------   -----------
Liabilities and
 stockholders' equity:
Savings, NOW and money
 market accounts              872,078                                                         6,740,778                  7,612,856
Other time deposits         1,198,764    1,090,294      798,235      424,944      361,433     2,760,829                  6,634,499
Federal funds purchased
 and securities sold
 under agreements to
 repurchase                 4,425,603    1,251,112       55,545        1,980                    950,311                  6,684,551
Other short-term
 borrowings                   972,523      579,207       13,304       60,000       78,528                                1,703,562
Notes payable                 657,611      764,632        4,999      149,542       34,918     2,687,151                  4,298,853
Capital securities                                                                              144,000                    144,000
Subordinated notes                                                                              125,000                    125,000
Non-interest
 bearing deposits                                                                                          3,367,385     3,367,385
Other non-interest
 bearing liabilities
 and minority interest                                                                                       678,767       678,767
Stockholders' equity                                                                                       2,410,879     2,410,879
                           ----------  -----------   ----------   ----------   ----------   -----------   ----------   -----------
   Total                   $8,126,579  $ 3,685,245   $  872,083   $  636,466   $  474,879   $13,408,069   $6,457,031   $33,660,352
                           ----------  -----------   ----------   ----------   ----------   -----------   ----------   -----------

Interest rate swaps           525,000                                                          (525,000)
Interest rate
  sensitive gap             1,559,839   (1,636,719)   1,203,368      880,673    1,525,094     1,164,189
Cumulative interest rate
  sensitive gap             1,559,839      (76,880)   1,126,488    2,007,161    3,532,255     4,696,444
Cumulative sensitive
  gap to earning assets          4.89%       (0.24)%       3.53%        6.29%       11.07%        14.72%



the liabilities. The duration of MVPE is equal to the product of the market value of assets times its duration, minus the product of the market value of liabilities times its duration, divided by the market value of equity. In general, the longer the duration of MVPE, the more sensitive is its market value to changes in interest rates. As of December 31, 2002, the estimated duration of the market value of equity of the Corporation was 7.03 years compared with 3.62 years as of the same date a year earlier. The increase in the duration of equity is related to an increase in the duration of the investment securities.

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

         The Corporation maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in net interest income and cash flows that are caused by interest rate volatility. The Corporation's goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. Derivative instruments that are used, to a limited extent, as part of the Corporation's interest rate risk management strategy include interest rate swaps, interest rate forwards and future contracts, interest rate swaptions, foreign exchange contracts, and interest rate caps, floors and put options embedded in interest rate contracts.

         As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management. The

POPULAR, INC.

TABLE K
Maturity Distribution of Earning Assets

                                                                    As of December 31, 2002
                                                                           Maturities
                                     ------------------------------------------------------------------------------------
                                                         After one year
                                                       through five years              After five years
                                                   --------------------------     ------------------------
                                                      Fixed         Variable        Fixed        Variable
                                      One year       interest       interest       interest      interest
(In thousands)                         or less        rates          rates          rates          rates          Total
                                     ----------    -----------     ----------     ----------    ----------    -----------
Money market securities              $1,094,646                                                               $ 1,094,646
Investment and trading securities     2,257,964    $ 4,103,269     $  858,542     $2,983,481    $  678,747     10,882,003
Loans:
  Commercial                          3,287,321      1,289,327      1,190,782      1,129,982       985,969      7,883,381
  Construction                           49,636          7,742         34,847         23,126       130,575        245,926
  Lease financing                       248,370        638,353                             8                      886,731
  Mortgage                            1,922,875      2,661,022        360,106      1,287,065     1,235,463      7,466,531
  Consumer                              943,797      1,320,810                       834,943                    3,099,550
                                     ----------    -----------     ----------     ----------    ----------    -----------
      Total                          $9,804,609    $10,020,523     $2,444,277     $6,258,605    $3,030,754    $31,558,768
                                     ==========    ===========     ==========     ==========    ==========    ===========


Note: Federal Reserve Bank stock, Federal Home Loan Bank stock, and other equity securities held by Corporation are not included in this table.

Corporation's derivative activities are monitored by the Committee, which is responsible for approving hedging strategies that are developed through the analysis of data derived from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Corporation's overall interest rate risk management and trading strategies. Several derivative contracts that the Corporation has entered into do not qualify for accounting as hedges as defined in SFAS No. 133, and their changes in market value are recognized in current earnings.

         Refer to Note 30 to the consolidated financial statements for further information on the Corporation's involvement in derivative instruments and hedging activities.


TRADING

The Corporation's trading activities are another source of market risk and are subject to strict guidelines approved by the Board of Directors and included in the investment policy. Most of the Corporation's trading activities are limited to mortgage banking activities, the purchase of debt securities for the purpose of selling them in the near term and positioning securities for resale to retail customers. In anticipation of customer demand, the Corporation carries an inventory of capital market instruments and maintains market liquidity by quoting bid and offer prices to and trading with other market makers. Positions are also taken in interest rate sensitive instruments, based on expectations of future market conditions. These activities constitute the proprietary trading business and are conducted by the Corporation to provide customers with financial products at competitive prices. As the trading instruments are recognized at market value, the changes resulting from fluctuations in market prices, interest rates or exchange rates directly affect reported income. Further information on the Corporation's risk management and trading activities is included in Note 30 to the consolidated financial statements.

         In the opinion of management, the size and composition of the trading portfolio does not represent a potentially significant source of market risk for the Corporation.

         As of December 31, 2002 the trading portfolio of the Corporation amounted to $510 million and represented 1.5% of total assets, compared with $270 million and 0.9% a year earlier. This portfolio was composed of the following as of December 31, 2002:

                                                   Weighted
                                        Amount   Average Yield
                                        ------   -------------
(Dollars in thousands)
Mortgage-backed securities             $377,135      6.40%
Commercial paper                        114,958      1.90
U.S. Treasury and agencies                9,105      3.00
Puerto Rico Government
  obligations                             3,991      5.60
Other                                     5,157      6.07
                                       --------      ----
                                       $510,346      5.31%
                                       ========      ====

         As of December 31, 2002, the trading portfolio of the Corporation had an estimated duration of 0.6 years and a one-month value at risk (VAR) of approximately $1.0 million, assuming a confidence level of 95%. VAR is a key measure of market risk for the Corporation. VAR represents the maximum amount that the Corporation has placed at risk of loss with a 95% degree of confidence, in the course of its risk taking activities. Its purpose is to describe the amount of capital requirement to absorb potential losses from adverse market movements. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates.

         The Corporation does not participate in any trading activities involving commodity contracts.


                                                           2002 ANNUAL REPORT 21

POPULAR, INC.

Table L
Average Total Deposits

                                                                          For the Year
                                      --------------------------------------------------------------------------------------
                                                                                                                      Five-
                                                                                                                      Year
(Dollars  in thousands)                  2002            2001            2000            1999            1998         C.G.R.
                                      -----------     -----------     -----------     -----------     -----------     ------
Demand                                $ 3,226,758     $ 3,052,270     $ 3,030,307     $ 3,032,001     $ 2,607,525       7.11%
Other non-interest bearing accounts            --           4,277           4,976           6,881           4,251         --
                                      -----------     -----------     -----------     -----------     -----------     ------
     Non-interest bearing               3,226,758       3,056,547       3,035,283       3,038,882       2,611,776       7.06
                                      -----------     -----------     -----------     -----------     -----------     ------
Savings accounts                        4,775,115       4,170,202       4,113,338       4,132,397       3,761,160       7.07
NOW and money market accounts           2,502,272       2,101,892       1,811,352       1,745,579       1,459,972      14.32
                                      -----------     -----------     -----------     -----------     -----------     ------
     Savings deposits                   7,277,387       6,272,094       5,924,690       5,877,976       5,221,132       9.26
                                      -----------     -----------     -----------     -----------     -----------     ------
Certificates of deposit:
  Under $100,000                        2,809,305       2,751,490       2,766,905       2,664,174       2,155,391      18.22
  $100,000 and over                     2,797,085       2,721,716       2,030,067       1,601,861       1,421,456       8.44
  936                                     121,290         111,251         259,203         297,122         369,530     (24.93)
                                      -----------     -----------     -----------     -----------     -----------     ------
Certificates of deposit                 5,727,680       5,584,457       5,056,175       4,563,157       3,946,377       9.79
                                      -----------     -----------     -----------     -----------     -----------     ------
Other time deposits                       752,821         662,693         492,334         311,323         490,816      11.74
                                      -----------     -----------     -----------     -----------     -----------     ------
     Interest bearing                  13,757,888      12,519,244      11,473,199      10,752,456       9,658,325       9.60
                                      -----------     -----------     -----------     -----------     -----------     ------
       Total                          $16,984,646     $15,575,791     $14,508,482     $13,791,338     $12,270,101       9.09%
                                      ===========     ===========     ===========     ===========     ===========     ======


FOREIGN EXCHANGE

The Corporation conducts business in certain Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds an interest in Consorcio de Tarjetas Dominicanas, S.A. (Contado) and Centre Financiero BHD, S.A. in the Dominican Republic. Although not significant, some of these businesses are conducted in the country's particular foreign currency. However, management does not expect future exchange volatility between the U.S. dollar and the particular foreign currency to affect significantly the value of the Corporation's investment in these companies.


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

         Deposits tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. The extensive branch network of the Corporation in the Puerto Rico market and its expanding network in major U.S. markets, have enabled it to maintain a significant and stable base of deposits. Deposits are the primary source of funding, although wholesale borrowings are an increasingly important source. At December 31, 2002, the Corporation's core deposits amounted to $14.3 billion or 81% of total deposits, an increase of $985 million or 7% from the same date a year ago. Certificates of deposits with denominations of $100,000 and over as of December 31, 2002 totaled $3.3 billion, or 19% of total deposits. Their distribution by maturity was as follows:

(Dollars in thousands)
3 months or less             $1,404,407
3 to 6 months                   309,565
6 to 12 months                  377,000
over 12 months                1,250,612
                             ----------
                             $3,341,584
                             ==========

         For further detail on average deposits for the last five years, please refer to Table L.

         Another important liquidity source for the Corporation is its assets, particularly the investment portfolio. This portfolio consists primarily of liquid U.S. Treasury and Agency securities that can be used to raise funds in the repo markets. As of December 31, 2002, the entire investment portfolio, excluding trading securities, totaled $10.7 billion, of which $1.7 billion or 16% has maturities of one year or less. The maturity distribution of the investment and trading portfolio is presented in Table K. Mortgage-related investments in Table K are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments.

         The Corporation's loan portfolio is another important source of liquidity since it generates substantial cash flow resulting from principal and interest payments and principal prepayments. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, and to a lesser extent commercial loans, have highly developed secondary markets, which the Corporation uses on a regular basis. The maturity distribution of the loan portfolio as of December 31, 2002 is presented in Table K. As of that date $6.5 billion or 33% of the loan portfolio is expected to mature within one year. The contractual maturities of loans have been

POPULAR, INC.


adjusted to include prepayments based on historical data and prepayment trends.

         Various forms of both short and long-term borrowings provide additional funding sources. Wholesale or institutional sources of funding include the repo, federal funds and Eurodollar markets, commercial paper, medium term notes, senior debentures and asset securitizations. A more detailed description of these sources is included in the Statement of Condition analysis in this Management's Discussion and Analysis and in notes 12 through 17 to the consolidated financial statements.

         At December 31, 2002, the Corporation had outstanding $253 million in commercial paper. At that date, the Corporation had a committed liquidity facility in the amount of $315 million, which also serves as a back-up for the commercial paper program. The facility has never been drawn and management does not anticipate doing so in the future. At the end of 2002, the Corporation had $815 million in approved lines of credit with the Federal Home Loan Bank, of which approximately $485 million remained unused. These FHLB advances are secured by securities and mortgages under a collateral agreement. Other approved short and long term credit facilities are warehouse, repos and fed funds lines, banks notes program, and other. Of these facilities, $18.2 billion were approved and $12.2 billion remained unused as of the end of 2002. In addition, BPPR has established a borrowing facility at the discount window of the Federal Reserve Bank of New York. As of December 31, 2002, BPPR has a borrowing capacity at the discount window of approximately $2.0 billion, which remained unused. These facilities are collateralized sources of credit that are highly reliable even under difficult market conditions.

         Also, the Corporation obtains liquidity in the capital markets through the sale of its debt and equity securities. The Corporation has a shelf registration filed with the Securities and Exchange Commission, which is intended to permit the Corporation to raise funds through sales of preferred stock or medium-term notes with a relatively short lead-time. On February 26, 2003, the Corporation announced the offering of its 6.375% Noncumulative Monthly Income Preferred Stock, 2003 Series A, at a price of $25 per share. The new proceeds to the Corporation, after the underwriting discounts and expenses, are estimated at approximately $157 million, or a maximum of approximately $181 million if an over-allotment option is exercised in full by the underwriters. The Corporation intends to use the net proceeds for general corporate purposes.

RISKS TO LIQUIDITY

The Corporation's ability to compete successfully in the marketplace for deposits depends on various factors, including service, convenience and financial stability as reflected by operating results and credit ratings (by nationally recognized credit rating agencies). Although a downgrade in the credit rating of the Corporation may impact its ability to raise deposits, management does not believe that the impact should be material. Deposits at all of the Corporation's banking subsidiaries are federally insured and this is expected to mitigate the effect of a downgrade in credit ratings. In addition, as mentioned above, the Corporation's banking subsidiaries maintain borrowing facilities at the Discount Window of the Federal Reserve Bank of New York, and have a considerable amount of collateral that can be used to raise funds under these facilities.

         Although the Corporation raises the majority of its financing from retail deposits, it still borrows a material amount of funds from institutional sources. Institutional lenders tend to be sensitive to the perceived credit risk of the entities to which they lend, and this exposes the Corporation to the possibility of having its access to funding affected by how the market perceives its credit quality; this, in part, may be due to factors beyond its control.

         Changes in the credit rating of the Corporation or any of its subsidiaries to a level below "investment grade" may affect the Corporation's access to the capital markets. The Corporation's counterparties are sensitive to the risk of a rating downgrade. In the event of a downgrade, it may be expected that the cost of borrowing funds in the institutional market would increase. In addition, the ability of the Corporation to raise new funds or renew maturing debt may be more difficult. During 2002, Fitch, a nationally recognized credit rating agency, changed the Corporation's rating outlook from "stable" to "negative". In the opinion of management, this does not necessarily imply that a change in the actual rating of the Corporation is imminent, but does suggest that the agency has identified financial trends, which if left unchanged, may result in a rating change. Management does not anticipate changes in the credit ratings of the Corporation based on its expected outlook for the P.R./U.S. economy, interest rates and expected financial results of the Corporation. Also, management anticipates that all concerns raised by the credit rating agency will be fully addressed.

The Corporation and BPPR's debt ratings as of December 31, 2002 were as follows:



                 Popular, Inc.             BPPR
        ------------------------  ----------------------
         Short-term    Long-term  Short-term  Long-term
         debt          debt        debt        debt
        -----------   ----------  ----------  ----------
Fitch      F-l           A           F-l          A
Moody's    P-2           A3          P-l         A2
S&P        A-2          BBB+         A-2         A-

         Some of the Corporation's borrowings are subject to "rating triggers", contractual provisions that accelerate the maturity of the underlying borrowing in the case of a change in rating. Therefore, the need for the Corporation to raise funding in the marketplace could increase more than usual in the case of a rating downgrade. The amount of obligations subject to rating triggers was $0.3 billion as of December 31, 2002, of which $200 million were in Popular North America and $73 million in BPPR.

         In the course of borrowing from institutional lenders, the Corporation has entered into contractual agreements to maintain certain levels of debt, capital and non-performing loans, among other financial covenants. If the Corporation were to fail to comply with those agreements, it may result in an event of default. Such failure may accelerate the repayment of the related borrowings. An event of default could also affect the ability of the Corporation to raise new funds or renew maturing borrowings. The Corporation is currently in full compliance with all financial covenants in effect and expects to remain so in the foreseeable future. As of December 31, 2002, the Corporation had outstanding $0.9 billion in obligations subject to covenants, including those which are subject to "rating triggers" and those



                                                           2002 ANNUAL REPORT 23

POPULAR, INC.


outstanding under the commercial paper program and the warehouse lines of credit.

         The Corporation's non-banking subsidiaries may be subject to a higher degree of liquidity risk than the banking subsidiaries, due to the latter's access to federally insured deposits and the Federal Reserve Discount Window. A higher proportion of the funding of the non-banking subsidiaries is from institutional sources, as compared to the banking subsidiaries, and these are more sensitive to the perceived credit risk of the Corporation than providers of deposits. In the event of a downgrade in the credit ratings of the Corporation, the non-banking subsidiaries may experience an increase in their cost of funds and reduced availability of financing. Management does not anticipate such a scenario developing in the foreseeable future.

         The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of an extended economic slowdown in Puerto Rico, the credit quality of the Corporation could be affected, and as a result of higher credit costs, profitability may decrease. The substantial integration of Puerto Rico with the U.S. economy should limit the probability of a prolonged recession in Puerto Rico (except if there is a U.S. national recession) and its related risks to the Corporation.

         Management intends to finance the future operations of the Corporation with a combination of retail and commercial deposits, and to a lesser extent, short and long-term borrowed funds. The sources and the maturities of these borrowings will be diversified to avoid undue reliance on any single source and maintain an orderly volume of borrowings maturing in the future.

         Factors that the Corporation does not control, such as the economic outlook of its principal markets, could affect its ability to obtain funding. In order to prepare for the possibility of such a scenario, management has adopted contingency plans for raising financing under stress scenarios, where important sources of funds that are usually fully available are temporarily not willing to lend to the Corporation.

         These plans call for using alternate funding mechanisms such as the pledging or securitization of certain asset classes, committed credit lines, and loan facilities implemented with the Federal Home Loan Bank of New York and the Federal Reserve Bank of New York. The Corporation has a substantial amount of assets available for raising funds through non-traditional channels and is confident that it has adequate alternatives to rely on, under a scenario where some primary funding sources are temporarily unavailable.

OFF-BALANCE SHEET ACTIVITIES

In past years, in the ordinary course of business, the Corporation conducted asset securitizations involving the transfer of mortgage loans to a qualifying special purpose entity (QSPE), which in turn transferred the assets, including their titles, to different trusts, thus isolating those loans from the Corporation's assets. The transactions qualified for sale accounting based on the provisions of SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," and as such, these trusts are not consolidated in the Corporation's financial statements. As of December 31, 2002, these trusts held approximately $248 million in assets in the form of mortgage loans. Their liabilities in the form of debt principal due to investors approximated $240 million at the end of 2002. In these securitizations, the Corporation retained servicing responsibilities and certain subordinated interests in the form of interest-only securities. The investors and the securitization trusts have no recourse to the Corporation's assets. The servicing rights and interest-only securities retained by the Corporation are recorded in the statement of condition at the lower of cost or market, or fair value, respectively. During the year ended December 31, 2002 the Corporation recorded approximately $3.1 million of write-downs related to interest-only strips, in which the decline in the fair value was considered other than temporary.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

As disclosed in the notes to the consolidated financial statements, Popular, Inc. has certain obligations and commitments to make future payments under contracts. At December 31, 2002, the aggregate contractual obligations were:

 (In millions)                            Payments Due by Period
                          -----------------------------------------------------
                          Less than      1 to 3    4 to 5   After 5
                           1 year        years     years     years       Total
                          ---------      ------    ------   -------    --------
Long-term debt            $ 1,313       $ 1,320    $1,241    $694      $4,568

Annual rental
 commitments under
 operating leases              35            55        39      96         225
                          -------        ------    ------   -----      ------

Total contractual cash
  obligations             $ 1,348       $ 1,375    $1,280    $790      $4,793
                          =======       =======    ======    ====      ======

         The operating lease agreements do not impose any restrictions on Popular, Inc.'s ability to pay dividends or engage in debt or equity financing transactions.

         Popular, Inc. also utilizes lending-related financial instruments in the normal course of business to meet the financial needs of its customers. The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and commercial letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making those commitments and conditional obligations as it does for those reflected on the statements of condition. Many of the commitments may expire without being drawn upon. As a result, total contractual amounts are not representative of the Corporation's actual future credit exposure or liquidity requirements for these commitments. At December 31, 2002 the contractual amounts related to the Corporation's off-balance sheet lending activities were:

                                              Amount of Commitment -- Expiration Period
                                -----------------------------------------------------------------
                                Less than      1 to 3         4 to 5       After 5
(In millions)                    1 year         years          years        years          Total
                                ---------      ------         ------       -------       --------
Commitments to
 extend credit                   $4,212        $  378        $  225        $   30        $4,845
Commercial letters
 of credit                           20            --            --            --            20
Standby letters of
 credit                              53            69             3             1           126
Commitments to
 originate mortgage
 loans                              471            76            --            --           547
                                 ------        ------        ------        ------        ------
Total                            $4,756        $  523        $  228        $   31        $5,538
                                 ======        ======        ======        ======        ======

         During 2002, the Corporation also entered into a commitment to purchase $100 million of mortgage loans from another institution with the option of purchasing $75 million in additional loans. The

POPULAR, INC.


commitment expires on June 30, 2004. As of December 31, 2002, no loans have been purchased under this agreement.

         Refer to Notes 14, 15, 16, 26 and 28 to the consolidated financial statements for further information on the Corporation's contractual obligations and commercial commitments.

CREDIT RISK MANAGEMENT AND LOAN QUALITY

One of the Corporation's primary risk exposures is its credit risk, which represents the possibility of loss from the failure of a borrower or counterparty to perform according to the terms of a credit-related contract.

         The Corporation manages credit risk by maintaining sound underwriting standards, monitoring and evaluating the quality of the loan portfolio, its trends and collectibility, assessing reserves and loan concentrations, recruiting qualified and highly skilled credit officers, implementing and monitoring lending policies and collateral requirements, and instituting procedures to ensure appropriate actions to comply with laws and regulations. Included in the policies, primarily determined by the amount, type of loan and risk characteristics of the credit facility, are various approval levels, ranging from the branch or department level to those that are more centralized. When considered necessary, the Corporation receives collateral to support credit extensions and commitments, which is generally in the form of real and personal property, cash on deposit and other highly liquid instruments.

         The Corporation has a Credit Strategy Committee (CRESCO) that oversees all credit-related activities. It is the CRESCO's responsibility to manage the Corporation's overall credit exposure and to develop credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through the CRESCO, Senior Management reviews asset quality ratios, trends and forecasts, problem loans, establishes the provision for loan losses and assesses the methodology and adequacy of the allowance for loan losses on a monthly basis. The analysis of the allowance adequacy is presented to the Board of Directors for review, consideration and ratification on a quarterly basis.

         The Corporation also has an independent Credit Risk Management Division
(CRMD), which is centralized and independent of the lending function. It manages the credit rating system and estimates the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (GAAP) and regulatory standards. To manage and control the Corporation's credit risk the CRMD utilizes various techniques through the different stages of the credit process. A CRMD representative, who is a permanent non-voting member of the Executive Credit Committee, oversees the adherence to policies and procedures established for the initial underwriting of the credit portfolio. Also, the CRMD performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and/or geographic regions. Specialized workout officers, who are independent of the originating unit, handle substantially all commercial loans which are past due over 90 days, have filed bankruptcy, or based on their risk profile are considered problem loans.

         The Corporation also has an independent Credit Process Review Group within the CRMD, which performs annual comprehensive credit process reviews of several middle market, construction and corporate banking lending groups. It also reviews the work performed by outside loan review firms providing services to the Corporation on the U.S. mainland. This group evaluates the risk profile of each originating unit along with each unit's credit administration effectiveness and the quality of the credit and collateral documentation.

         At December 31, 2002, the Corporation's credit exposure was centered in its $19.6 billion loan portfolio, which represented 61% of its earning assets. The portfolio composition for the last five years is presented in Table G.

         The Corporation issues certain credit-related off-balance sheet financial instruments, including commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. For these financial instruments, the contract amount represents the credit risk associated with failure of the counterparty to perform in accordance with the terms and conditions of the contract, and the decline in value of the underlying collateral. The credit risk associated with these financial instruments varies depending on the counterparty's creditworthiness and the value of any collateral held. Since many of these commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Refer to Note 28 to the consolidated financial statements for the Corporation's involvement in these credit-related activities and to the Contractual Obligations and Commercial Commitments sections of this Management's Discussion and Analysis.

         The Corporation is also exposed to credit risk by using derivative instruments, but manages the level of risk by only dealing with counterparties of good credit standing, entering into master netting agreements whenever possible and, when appropriate, obtaining collateral. Refer to Note 30 to the consolidated financial statements for further information on the Corporation's limited involvement in derivative instruments and hedging activities.

         The Corporation also manages exposures to a single borrower, industry or product type through participations and loan sales. The Corporation maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.

         The Corporation's credit risk exposure is spread among individual consumers, small commercial loans and a diverse base of borrowers engaged in a wide variety of businesses. The Corporation has over 700,000 consumer loans and over 42,000 commercial lending relationships. Only 91 of these relationships have loans outstanding of $10 million or more. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits. Approximately 26% of total commercial loans outstanding, including construction, are secured by real estate or cash collateral. In addition, the secured consumer loan portfolio was $1.2 billion or 40% of the total consumer portfolio at December 31, 2002.

         The Corporation continues diversifying its geographical risk as a result of its expansion strategy throughout various markets in the United States and the Caribbean. Puerto Rico's share of the Corporation's total loan portfolio has decreased from 64% in 1997, to 54% in 2001 and 51% in 2002. The Corporation's assets and revenue composition by geographical area and by business line segments is further presented in Note 32 to the consolidated financial statements.


                                                           2002 ANNUAL REPORT 25

POPULAR, INC.

Table M
Non-Performing Assets

                                                                      As of December 31,
                                       -----------------------------------------------------------------------------
(Dollars in thousands)                   2002             2001             2000             1999             1998
                                       --------         --------         --------         --------         --------
Non-accrual loans:
 Commercial, industrial and
   agricultural                        $170,039         $195,169         $169,535         $163,968         $142,371
 Construction                                --            3,387            2,867            1,504              144
 Lease financing                         10,648           10,297            7,152            3,820            4,937
 Mortgage*                              279,150          176,967           99,861           70,038           68,527
 Consumer                                40,019           40,946           43,814           57,515           46,626
Renegotiated accruing loans                  --               --               --               --              578
Other real estate                        39,399           31,532           23,518           29,268           32,693
                                       --------         --------         --------         --------         --------
     Total                             $539,255         $458,298         $346,747         $326,113         $295,876
                                       ========         ========         ========         ========         ========
Accruing loans past-due
 90 days or more                       $ 26,178         $ 24,613         $ 21,599         $ 28,731         $ 24,426
                                       ========         ========         ========         ========         ========
Non-performing assets to loans             2.75%            2.52%            2.16%            2.19%            2.26%
Non-performing loans to loans              2.55             2.35             2.01             1.99             2.01
Non-performing assets to assets            1.60             1.49             1.24             1.28             1.28
Interest lost*                         $ 35,820         $ 27,866         $ 23,129         $ 20,428         $ 15,258
                                       ========         ========         ========         ========         ========

*Includes loans held-for-sale.

Note: The Corporation's policy is to place commercial and construction loans, as well as commercial leases, on non-accrual status if payments of principal or interest are past-due 60 days or more. Consumer lease financing receivables and conventional residential mortgage loans are placed on non-accrual status if payments are delinquent 90 days or four scheduled payments in arrears. Closed-end consumer loans are placed on non-accrual when they become 90 days or more past-due and are charged-off when they are 120 days past-due. Open-end consumer loans are not placed on non-accrual status and are charged-off when they are 180 days past-due. Loans past-due 90 days or more and still accruing are not considered as non-performing loans.

Puerto Rico's economic outlook is generally similar to that of the U.S. mainland, and its Government and its instrumentalities are all investment-grade rated borrowers in the U.S. capital markets.

         The Corporation is also exposed to government risk. As further detailed in Notes 4 and 5 to the consolidated financial statements, a substantial portion of the Corporation's investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government agencies and corporations. In addition, $19 million of residential mortgages and $382 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2002. The Corporation continues to be one of the largest Small Business Administration lenders in the United States. Furthermore, there were $334 million of loans issued to or guaranteed by the Puerto Rico Government and its political subdivisions and $43 million of loans issued to or guaranteed by the U.S. Virgin Islands Government.

NON-PERFORMING ASSETS

Non-performing assets consist of past-due loans that are no longer accruing interest, renegotiated loans and real estate property acquired through foreclosure. A summary of non-performing assets by loan categories and related ratios is presented in Table M.

         The Corporation reports its non-performing assets on a more conservative basis than most U.S. banks. It is the Corporation's policy to place commercial loans and commercial leases on non-accrual status if payments of principal or interest are delinquent 60 days rather than the standard industry practice of 90 days. Consumer financing leases, conventional mortgages and closed-end consumer loans are placed on non-accrual status if payments are delinquent 90 days or four scheduled payments in arrears. Closed-end consumer loans are charged-off when payments are delinquent 120 days. Open-end (revolving credit) consumer loans are charged-off if payments are delinquent 180 days. Certain loans which would be treated as non-accrual loans pursuant to the foregoing policy are treated as accruing loans if they are considered well-secured and in the process of collection. Under the standard industry practice, closed-end consumer loans are charged-off when delinquent 120 days, but are not customarily placed on non-accrual status prior to being charged-off. Unsecured retail loans to borrowers who declare bankruptcy are charged-off within 60 days of receipt of notification of filing from the bankruptcy court.

         Non-performing assets were $539 million or 2.75% of loans as of December 31, 2002, compared with $458 million or 2.52% at the end of 2001. The increase in non-performing assets since December 31, 2001 was mostly reflected in mortgage loans, which rose by $102 million or 58%. Non-performing mortgage loans amounted to $279 million or 52% of non-performing assets and 3.74% of total mortgage loans at December 31, 2002, compared with $177 million or 39% and 2.72%, respectively, as of the end of 2001. Mortgage loans comprised 69% of total loan growth since December 31, 2001. The increase in non-performing mortgage loans was mostly attributable to Equity One's non-performing mortgage loans, which rose by $86 million, or 86%, since December 31, 2001, and was mainly concentrated in the late stage (90 days past due and over) delinquency category. Equity One's total mortgage portfolio rose by $1.2 billion, or 42%, since December 31, 2001. A 69% of Equity One's total mortgage loan portfolio is considered sub-prime as per the industry's definition

POPULAR, INC.


of a FICO score of 660 or less (FICO Credit Scores stem from statistical models developed by the Fair Isaac Company in conjunction with the nation's credit bureaus and are used to assess borrowers credit worthiness and risk profile based on their credit history and current credit accounts). Nevertheless, as of December 31, 2002, Equity One's sub-prime portfolio performed 139 basis points below industry indicators for serious delinquency (90 days past due and over plus foreclosures) and 206 basis points below industry indicators for total delinquency (30 days past due and over), a better performance than the sub-prime mortgage loan industry, as reported by the company Loan Performance. The Corporation has experienced a low level of losses in its mortgage portfolio, historically, both in the U.S. mainland and Puerto Rico. Mortgage loans net charge-offs as a percentage of the mortgage loan portfolio averaged 0.20% and 0.15% in 2002 and 2001, respectively.

         Non-performing commercial loans, including construction loans, decreased by $29 million, or 14%, since December 31, 2001. These non-performing loans represented 2.09% of the commercial and construction loan portfolio at December 31, 2002, compared with 2.59% in 2001. The decrease was principally due to aggressive identification of potential problem loans and effective portfolio monitoring.

         Non-performing consumer loans represented 1.29% and 1.31% of total consumer loans for the years ended December 31, 2002 and 2001, respectively. Non-performing consumer loans totaled $40 million as of the end of 2002, maintaining almost the same level when compared with 2001, due in part to the Corporation's tightening of its credit criteria for consumer loans in the current economic environment.

         Non-performing financing leases represented 1.20% of the lease financing portfolio for the years ended December 31, 2002 and 2001. Non-performing financing leases were $11 million at December 31, 2002, increasing slightly by $0.4 million compared with December 31, 2001.

         Other real estate assets, which are recorded at fair value less estimated selling costs, reached $39 million at December 31, 2002, an increase of $7 million, or 25%, from the $32 million reported at the end of 2001. The increase was related to the growth in the mortgage loan portfolio and higher delinquencies in the housing sector loan portfolio prompted by the economic slowdown.

         Assuming the standard industry practice of placing commercial loans on non-accrual status when payments of principal and interest are past due 90 days or more and excluding the closed-end consumer loans from non-accruing, the Corporation's non-performing assets at December 31, 2002, would have been $478 million or 2.44% of loans, and the allowance for loan losses would have been 78% of non-performing assets. At December 31, 2001 and 2000, adjusted non-performing assets would have been $389 million or 2.14% of loans, and $273 million or 1.70% of loans, respectively. The allowance for loan losses as a percentage of non-performing assets as of December 31, 2001 and 2000 would have been 86.57% and 106.49%, respectively.

         Once a loan is placed in non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. The interest income that would have been realized had these loans been performing in accordance with their original terms amounted to $35.8 million in 2002, compared with $27.9 million in 2001 and $23.1 million in 2000.

         In addition to the non-performing loans discussed earlier, there were $36 million of loans at December 31, 2002, which in management's opinion are currently subject to potential future classification as non-performing, and therefore are considered impaired for our calculation of SFAS No. 114. At December 31, 2001, these potential problem loans approximated $29 million.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluations of inherent risks in the loan portfolio. The Corporation's management evaluates the adequacy of the allowance for loan losses on a monthly basis. In determining the allowance, management considers current economic conditions, loan portfolio risk characteristics, prior loss experience, results of periodic credit reviews of individual loans, regulatory requirements and loan impairment measurement, among other factors.

         The methodology used to establish and test the allowance for loan losses for the Corporation is based on SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," and SFAS No. 5 "Accounting for Contingencies." Under SFAS No. 114 certain commercial loans are identified for evaluation on an individual basis and specific reserves are calculated based on impairment. SFAS No. 5 provides for the recognition of a loss contingency for a group of homogenous loans, which are not individually evaluated under SFAS No. 114, when it is probable that a loss has been incurred and the amount can be reasonably estimated. To calculate the allowance for loan losses under SFAS No. 5, the Credit Risk Management Division calculates the Corporation's loan losses based on historical net charge-off experience segregated by type of loan.

         The result of the exercise described above is compared to stress-related levels of historic losses over a period of time, recent tendencies of losses and industry trends. Management considers all indicators derived from the process described herein, along with qualitative factors that may cause estimated credit losses associated with the loan portfolios to differ from historical loss experience. The final outcome of the provision for loan losses and the appropriate level of allowance for loan losses for each subsidiary and the Corporation is a determination made by the CRESCO, which actively reviews the Corporation's consolidated allowance for loan losses.

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

         The allowance for loan losses calculation under SFAS No. 5 for the Corporation is based on historical net charge-offs experience segregated by loan type and legal entity.

         Management's judgment of the quantitative factors (historical net charge-offs, statistical loss estimates, etc.) as well as qualitative factors (current economic conditions, portfolio composition, delinquency trends, etc.) results in the final determination of the provision for loan


                                                              2002 ANNUAL REPORT

POPULAR, INC.

Table N
Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars  in thousands)                     2002              2001              2000              1999              1998
                                        ------------       -----------      ------------       -----------      ------------
Balance at beginning of year            $    336,632       $   290,653      $    292,010       $   267,249      $    211,651
Allowances acquired (sold)                     2,327             1,675           (15,869)              515            31,296
Provision for loan losses                    205,570           213,250           194,640           148,948           137,213
                                        ------------       -----------      ------------       -----------      ------------
                                             544,529           505,578           470,781           416,712           380,160
                                        ------------       -----------      ------------       -----------      ------------
Losses charged to the allowance:
 Commercial                                   85,588            76,140            73,585            51,011            45,643
 Construction                                  3,838             6,394               145               651               190
 Lease financing                              32,037            41,702            32,256            23,009            23,484
 Mortgage                                     14,701             8,577             5,615             3,977             2,718
 Consumer                                    103,056           102,236           129,430           104,062            92,646
                                        ------------       -----------      ------------       -----------      ------------
                                             239,220           235,049           241,031           182,710           164,681
                                        ------------       -----------      ------------       -----------      ------------
Recoveries:
 Commercial                                   18,515            14,636            17,352            18,589            17,844
 Construction                                  5,376               960                 9               169               337
 Lease financing                              18,084            26,008            17,797            15,839            14,998
 Mortgage                                        714               500               717               771               323
 Consumer                                     24,799            23,999            25,028            22,640            18,268
                                        ------------       -----------      ------------       -----------      ------------
                                              67,488            66,103            60,903            58,008            51,770
                                        ------------       -----------      ------------       -----------      ------------
Net loans charged-off (recovered):

 Commercial                                   67,073            61,504            56,233            32,422            27,799
 Construction                                 (1,538)            5,434               136               482              (147)
 Lease financing                              13,953            15,694            14,459             7,170             8,486
 Mortgage                                     13,987             8,077             4,898             3,206             2,395
 Consumer                                     78,257            78,237           104,402            81,422            74,378
                                        ------------       -----------      ------------       -----------      ------------
                                             171,732           168,946           180,128           124,702           112,911
                                        ------------       -----------      ------------       -----------      ------------
Balance at end of year                  $    372,797       $   336,632      $    290,653       $   292,010      $    267,249
                                        ============       ===========      ============       ===========      ============
Loans:
 Outstanding at year end                $ 19,582,119       $18,168,551      $ 16,057,085       $14,907,754      $ 13,078,795
 Average                                  18,729,220        17,045,257        15,801,887        13,901,290        11,930,621
Ratios:
 Allowance for loan losses to year
   end loans                                    1.90%             1.85%             1.81%             1.96%             2.04%
 Recoveries to charge-offs                     28.21             28.12             25.27             31.75             31.44
 Net charge-offs to average loans               0.92              0.99              1.14              0.90              0.95
 Net charge-offs earnings coverage              3.93x             3.68x             3.17x             3.92x             3.93x
 Allowance for loan losses to net
   charge-offs                                  2.17              1.99              1.61              2.34              2.37
 Provision for loan losses to:
   Net charge-offs                              1.20              1.26              1.08              1.19              1.22
   Average loans                                1.10%             1.25%             1.23%             1.07%             1.15%
 Allowance to non-performing assets            69.13             73.45             83.82             89.54             90.32
                                        ============       ===========      ============       ===========      ============


losses to maintain a level of allowance for loan losses which is deemed to be adequate.

         At December 31, 2002, the allowance for loan losses was $373 million or 1.90% of total loans, compared with $337 million or 1.85% at the same date in 2001. At December 31, 2000, the allowance was $291 million or 1.81% of loans. Based on current economic conditions, the expected level of net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses, management considers that the level of the Corporation's allowance for loan losses is adequate.

         Table O details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.

         At December 31, 2002, the allowance for loan losses as a percentage of non-performing loans was 74.58%, compared with 78.88% at

POPULAR, INC.


Table 0
Allocation of the Allowance for Loan Losses


                                                                  As of December,
                       ----------------------------------------------------------------------------------------------------------
(Dollars in millions)               2002                                   2001                              2000
                       -------------------------------      ---------------------------------   ---------------------------------
                                         PERCENTAGE OF                         Percentage of                       Percentage of
                        ALLOWANCE        LOANS IN EACH        Allowance        Loans in Each      Allowance        Loans in Each
                           FOR            CATEGORY TO            for            Category to          for            Category to
                       LOAN LOSSES        TOTAL LOANS        Loan Losses        Total Loans      Loan Losses        Total Loans
                       -----------       -------------       -----------       --------------    -------------    ---------------
Commercial              $  155.5              40.3%           $  140.3               40.9%          $  120.6              43.7%
Construction                 8.4               1.3                 8.2                1.4                8.1               1.6
Lease Financing             29.6               4.5                22.7                4.7               18.6               5.1
Mortgage                    34.6              38.1                19.9               35.8               12.0              28.9
Consumer                   144.7              15.8               145.5               17.2              131.4              20.7
                        --------           -------            --------           --------           --------          --------
Total                   $  372.8             100.0%           $  336.6              100.0%          $  290.7             100.0%
                        ========           =======            ========           ========           ========          ========



                                                           As of December,
                               ----------------------------------------------------------------------
(Dollars in millions)                       1999                               1998
                               ----------------------------------    --------------------------------
                                                  Percentage of                        Percentage of
                                Allowance         Loans in Each       Allowance        Loans in Each
                                   for              Category to          for            Category to
                               Loan Losses          Total Loans       Loan Losses       Total Loans
                               -----------        --------------     ------------     --------------
Commercial                       $  140.5              44.6%          $  130.2              43.2%
Construction                          8.7               1.7               11.6               2.0
Lease Financing                       9.2               4.9                8.3               4.9
Mortgage                             14.6              26.4               14.0              25.6
Consumer                            119.0              22.4              103.1              24.3
                                 --------          --------           --------          --------
Total                            $  292.0             100.0%          $  267.2             100.0%
                                 ========          ========           ========          ========




December 31, 2001. The lower allowance to non-performing loans ratio reflects the changing composition of the loan portfolio, as most of its growth was realized in mortgage loans, which historically has represented a low-risk portfolio with minimal losses. Excluding non-performing mortgage loans and their related reserve, the allowance for loan losses to non-performing loans was 153% as of December 31, 2002, compared with 127% as of December 31, 2001 and 125% at December 31, 2000.

         Table N summarizes the movement in the allowance for loan losses and presents selected loan losses statistics for the past five years. As shown in this table, net loan losses for the year 2002 totaled $171.7 million, an increase of $2.8 million, or 2%, compared with the previous year. However, net charge-offs as a percentage of average loans decreased during the year from 0.99% in 2001 to 0.92% in 2002.

         Commercial loans net charge-offs, including construction loans, amounted to $65.5 million in 2002, compared with $66.9 million a year earlier. As a percentage of average commercial loans, they were 0.85% in 2002 and 0.90% in 2001. The allowance for loan losses corresponding to commercial and construction loans represented 2.02% of this portfolio at December 31, 2002, compared with 1.93% in 2001. The ratio of allowance to non-performing loans in the commercial and construction loan category was 96.4% at the end of 2002, compared with 74.8% in 2001. At December 31, 2002 and 2001, the portion of the allowance for loan losses related to impaired loans was $34.9 million and $36.8 million, respectively. Further disclosures with respect to impaired loans are included in Note 7 to the consolidated financial statements.

         Consumer loans net charge-offs amounted to $78.3 million in 2002, compared with $78.2 million in 2001. Consumer loans net charge-offs represented 2.51% of the average consumer loan portfolio in 2002, compared with 2.43% for 2001. The credit environment has prompted the Corporation to tighten its credit criteria for consumer borrowings. The allowance for loan losses for consumer loans represented 4.67% of that portfolio as of December 31, 2002, compared with 4.64% in 2001.

         Lease financing net charge-offs were $14.0 million or 1.59% of the average lease financing portfolio for the year ended December 31, 2002, compared with $15.7 million or 1.86% for the prior year, a reduction of $1.7 million or 11%. The reduction was the result of the tightening of credit criteria, coupled with improved collection strategies. The allowance for loan losses for the lease financing portfolio increased to 3.34% at December 31, 2002, from 2.64% at the end of 2001.

         Mortgage loans net charge-offs increased to $14.0 million in 2002 from $8.1 million in 2001, an increase of $5.9 million or 73%. The rise in mortgage loans net charge-offs was related to the growth in the portfolio, as well as the increase in non-performing loans due to slowdown in the economy. The allowance for loan losses assigned to the mortgage loan portfolio has remained at relatively low levels since these loans historically represent a low-risk portfolio with minimal losses. Based on historical experience and current economic conditions, the Corporation does not foresee significant losses in the mortgage portfolio. The allowance for loan losses for mortgage loans represented 0.46% of that portfolio as of December 31, 2002, compared with 0.31% at the end of 2001.

         Notwithstanding the slight increase in net charge-offs during 2002 and the allowance for loan losses level resulting from the Corporation's methodology, the Corporation continued increasing its allowance for loan losses as a result of the expectation of higher than anticipated losses deriving from
(1) the continued overall stagnation of economic growth, as evidenced by (a) the rising trend in non-performing assets, and (b) the higher unemployment figures;
(2) the broad negative effect on the Puerto Rico economy of the increased price of oil and oil-related products that could extend well into 2003; and (3) the negative collateral economic effect of a potential war with Iraq or additional terrorist attacks, both of which add material risk to the economy and curtail economic recovery.


                                                           2002 ANNUAL REPORT 29

POPULAR, INC.

Statistical Summary 1998-2002
Statements of Condition





                                                                                      As of  December 31,
(In thousands)                                                  2002           2001            2000          1999            1998
                                                           ------------   ------------   ------------   ------------   ------------
ASSETS
Cash and due from banks                                    $    652,556   $    606,142   $    726,051   $    663,696   $    667,707
                                                           ------------   ------------   ------------   ------------   ------------
Money market investments:
  Federal funds sold and securities purchased
    under agreements to resell                                1,091,435        820,332      1,057,320        931,123        910,430
  Time deposits with other banks                                  3,057          3,056         10,908         54,354         37,206
  Bankers' acceptances                                              154            402            390            517            262
                                                           ------------   ------------   ------------   ------------   ------------
                                                              1,094,646        823,790      1,068,618        985,994        947,898
                                                           ------------   ------------   ------------   ------------   ------------
Trading securities                                              510,346        270,186        153,073        236,610        318,727
Investment securities available-for-sale,
  at market value                                            10,531,903      9,284,401      8,795,924      7,324,950      7,020,396
Investment securities held-to-maturity, at amortized cost       180,751        592,360        264,731        299,312        226,134
Loans held-for-sale, at lower of cost or market               1,092,927        939,488        823,901        619,298        644,159
                                                           ------------   ------------   ------------   ------------   ------------
Loans                                                        18,775,847     17,556,029     15,580,379     14,659,400     12,783,609
    Less - Unearned income                                      286,655        326,966        347,195        370,944        348,973
           Allowance for loan losses                            372,797        336,632        290,653        292,010        267,249
                                                           ------------   ------------   ------------   ------------   ------------
                                                             18,116,395     16,892,431     14,942,531     13,996,446     12,167,387
                                                           ------------   ------------   ------------   ------------   ------------
Premises and equipment                                          461,177        405,705        405,772        440,971        424,721
Other real estate                                                39,399         31,533         23,518         29,268         32,693
Accrued income receivable                                       184,549        186,143        202,540        175,746        156,314
Other assets                                                    578,091        496,855        368,797        383,462        279,929
Goodwill                                                        182,965        177,842        212,756        214,674        172,330
Other intangible assets                                          34,647         37,800         68,839         90,112        101,962
                                                           ------------   ------------   ------------   ------------   ------------
                                                           $ 33,660,352   $ 30,744,676   $ 28,057,051   $ 25,460,539   $ 23,160,357
                                                           ============   ============   ============   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing                                   $  3,367,385   $  3,281,841   $  3,109,885   $  3,284,949   $  3,176,309
    Interest bearing                                         14,247,355     13,088,201     11,695,022     10,888,766     10,495,905
                                                           ------------   ------------   ------------   ------------   ------------
                                                             17,614,740     16,370,042     14,804,907     14,173,715     13,672,214
  Federal funds purchased and securities
    sold under agreements to repurchase                       6,684,551      5,751,768      4,964,115      4,414,480      4,076,500
  Other short-term borrowings                                 1,703,562      1,827,242      4,369,212      2,612,389      1,639,082
  Notes payable                                               4,298,853      3,735,131      1,176,912      1,852,599      1,307,160
  Other liabilities                                             677,605        512,686        472,334        448,759        453,697
                                                           ------------   ------------   ------------   ------------   ------------
                                                             30,979,311     28,196,869     25,787,480     23,501,942     21,148,653
                                                           ------------   ------------   ------------   ------------   ------------
  Subordinated notes                                            125,000        125,000        125,000        125,000        125,000
                                                           ------------   ------------   ------------   ------------   ------------
  Preferred beneficial interest in Popular North
     America's junior subordinated deferrable interest
     debentures guaranteed by the Corporation                   144,000        149,080        150,000        150,000        150,000
                                                           ------------   ------------   ------------   ------------   ------------
Minority interest in consolidated subsidiaries                    1,162            909            927         22,611         27,591
                                                           ------------   ------------   ------------   ------------   ------------
Stockholders' equity:
  Preferred stock                                                    --        100,000        100,000        100,000        100,000
  Common stock                                                  834,799        832,498        830,356        827,662        825,690
  Surplus                                                       278,366        268,544        260,984        243,855        216,795
  Retained earnings                                           1,300,437      1,057,724        865,082        694,301        530,481
  Treasury stock - at cost                                     (205,210)       (66,136)       (66,214)       (64,123)       (39,559)
  Accumulated other comprehensive income (loss),
    net of tax                                                  202,487         80,188          3,436       (140,709)        75,706
                                                           ------------   ------------   ------------   ------------   ------------
                                                              2,410,879      2,272,818      1,993,644      1,660,986      1,709,113
                                                           ------------   ------------   ------------   ------------   ------------
                                                           $ 33,660,352   $ 30,744,676   $ 28,057,051   $ 25,460,539   $ 23,160,357
                                                           ============   ============   ============   ============   ============

 POPULAR, INC.

Statistical Summary 1998-2002
Statements of Income




                                                                          For the year ended December 31,
(In thousands, except per                         ----------------------------------------------------------------------------
common share information)                            2002            2001             2000            1999             1998
                                                  -----------      -----------      ----------     -----------      ----------
INTEREST INCOME:
Loans                                             $ 1,528,903      $ 1,559,890      $1,586,832     $ 1,373,158      $1,211,850
Money market investments                               32,505           47,610          62,356          33,434          36,781
Investment securities                                 445,925          473,344         486,198         425,907         385,473
Trading account securities                             16,464           15,018          14,771          19,171          17,599
                                                  -----------      -----------      ----------     -----------      ----------
   Total interest income                            2,023,797        2,095,862       2,150,157       1,851,670       1,651,703
Less - Interest expense                               843,468        1,018,877       1,167,396         897,932         778,691
                                                  -----------      -----------      ----------     -----------      ----------
   Net interest income                              1,180,329        1,076,985         982,761         953,738         873,012
Provision for loan losses                             205,570          213,250         194,640         148,948         137,213
                                                  -----------      -----------      ----------     -----------      ----------
   Net interest income after provision
    for loan losses                                   974,759          863,735         788,121         804,790         735,799
(Loss) gain on sale of investment securities           (3,342)              27          11,201             638           8,933
Trading account (loss) profit                            (804)          (1,781)          1,991          (1,582)          3,653
Derivative losses                                     (20,085)         (20,228)             --              --              --
Gain on sale of loans                                  59,340           45,633          39,673          34,890          23,036
All other operating income                            488,569          447,937         411,195         338,970         255,624
                                                  -----------      -----------      ----------     -----------      ----------
                                                    1,498,437        1,335,323       1,252,181       1,177,706       1,027,045
                                                  -----------      -----------      ----------     -----------      ----------
OPERATING EXPENSES:
Personnel costs                                       488,741          425,142         394,176         386,696         337,400
All other operating expenses                          540,261          501,067         482,257         450,786         382,954
                                                  -----------      -----------      ----------     -----------      ----------
                                                    1,029,002          926,209         876,433         837,482         720,354
                                                  -----------      -----------      ----------     -----------      ----------
Income before tax, minority interest and
 cumulative effect of accounting change               469,435          409,114         375,748         340,224         306,691
Income tax                                            117,255          105,280         100,797          85,120          74,671
Net (gain) loss of minority interest                     (248)              18           1,152           2,454             328
                                                  -----------      -----------      ----------     -----------      ----------
Income before cumulative effect of accounting
 change                                               351,932          303,852         276,103         257,558         232,348
Cumulative effect of accounting change,
 net of tax                                                --              686              --              --              --
                                                  -----------      -----------      ----------     -----------      ----------
NET INCOME                                        $   351,932      $   304,538      $  276,103     $   257,558      $  232,348
                                                  ===========      ===========      ==========     ===========      ==========
NET INCOME APPLICABLE TO COMMON STOCK             $   349,422      $   296,188      $  267,753     $   249,208      $  223,998
                                                  ===========      ===========      ==========     ===========      ==========
NET INCOME PER COMMON SHARE (BASIC AND
DILUTED)
 (BEFORE AND AFTER CUMULATIVE EFFECT OF
 ACCOUNTING  CHANGE)*                             $      2.61      $      2.17      $     1.97     $      1.84      $     1.65
                                                  ===========      ===========      ==========     ===========      ==========
DIVIDENDS DECLARED PER COMMON SHARE               $      0.80      $      0.76      $     0.64     $      0.60      $     0.50
                                                  ===========      ===========      ==========     ===========      ==========

* The average common shares used in the computation of basic earnings per common share were 133,915,082 for 2002; 136,238,288 for 2001;
         135,907,476 for 2000; 135,585,634 for 1999 and 135,532,086 for 1998.
         The average common shares used in the computation of diluted earnings per common share were 133,922,302 for 2002 and 136,238,470 for 2001.
         There were no dilutive common shares in 2000, 1999 and 1998.


                                                           2002 ANNUAL REPORT 31

POPULAR, INC.
Statistical Summary 1998-2002
Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*



(Dollars in thousands)                                                2002                                   2001
                                                   --------------------------------------    --------------------------------------
                                                      AVERAGE                    AVERAGE        Average                     Average
                                                      BALANCE       INTEREST       RATE         Balance       Interest       Rate
                                                   -----------    -----------    --------     -----------    -----------   --------
ASSETS
Interest earning assets:
   Federal funds sold and securities purchased
   under agreements to resell                      $ 1,008,776    $    31,714       3.14%     $   923,569    $    46,477      5.03%
  Time deposits with other banks                         3,056            766      25.07            8,286          1,083     13.07
  Bankers' acceptances                                     525             25       4.76              567             50      8.82
                                                   -----------    -----------       ----      -----------    -----------      ----
   Total money market investments                    1,012,357         32,505       3.21          932,422         47,610      5.11
                                                   -----------    -----------       ----      -----------    -----------      ----
  U.S. Treasury securities                             467,517         34,055       7.28          748,337         51,637      6.90
  Obligations of other U.S. Government
   agencies and corporations                         6,050,693        361,014       5.97        4,750,786        349,750      7.36
  Obligations of Puerto Rico, States and
   political subdivisions                              188,883         11,911       6.31          131,797          8,416      6.39
  Collateralized mortgage obligations and
   mortgage-backed securities                        2,942,480        112,908       3.84        2,060,685        115,333      5.60
  Other                                                439,801         19,028       4.33          478,043         25,114      5.25
                                                   -----------    -----------       ----      -----------    -----------      ----
     Total investment securities                    10,089,374        538,916       5.34        8,169,648        550,250      6.74
                                                   -----------    -----------       ----      -----------    -----------      ----
  Trading account securities                           363,963         16,961       4.66          266,877         15,358      5.75
                                                   -----------    -----------       ----      -----------    -----------      ----
  Loans (net of unearned income)                    18,729,220      1,539,032       8.22       17,045,257      1,567,382      9.20
                                                   -----------    -----------       ----      -----------    -----------      ----
     Total interest earning assets/
       Interest income                              30,194,914    $ 2,127,414       7.05%      26,414,204    $ 2,180,600      8.26%
                                                   -----------    -----------       ----      -----------    -----------      ----
     Total non-interest earning assets               1,627,476                                  1,542,903
                                                   -----------                                -----------
TOTAL ASSETS                                       $31,822,390                                $27,957,107
                                                   ===========                                ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Savings, NOW and money market accounts           $ 7,277,387    $   160,314       2.20%     $ 6,272,094    $   180,863      2.88%
  Time deposits                                      6,480,501        270,814       4.18        6,247,150        337,305      5.40
  Short-term borrowings                              7,787,011        185,250       2.38        7,136,358        329,648      4.62
  Mortgages and notes payable                        4,132,811        206,095       4.99        2,393,642        149,657      6.25
  Subordinated notes                                   125,000          8,536       6.83          125,000          8,527      6.82
  Guaranteed preferred beneficial interest in
   Popular North America's subordinated
   debentures                                          145,254         12,459       8.58          150,000         12,877      8.58
                                                   -----------    -----------       ----      -----------    -----------      ----
   Total interest bearing liabilities/
       Interest expense                             25,947,964        843,468       3.25       22,324,244      1,018,877      4.56
                                                   -----------    -----------       ----      -----------    -----------      ----
     Total non-interest bearing liabilities          3,724,040                                  3,536,329
                                                   -----------                                -----------
     Total liabilities                              29,672,004                                 25,860,573
                                                   -----------                                -----------
Stockholders' equity                                 2,150,386                                  2,096,534
                                                   -----------                                -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $31,822,390                                $27,957,107
                                                   ===========                                ===========
Net interest income on a taxable
  equivalent basis                                                $ 1,283,946                                $ 1,161,723
                                                                  -----------                                -----------
Cost of funding earning assets                                                      2.79%                                     3.86%
                                                                                   -----                                      ----
Net interest yield                                                                  4.26%                                     4.40%
                                                                                   =====                                      ====
  Effect of the taxable equivalent adjustment                         103,617                                     84,738
                                                                  -----------                                -----------
Net interest income per books                                     $ 1,180,329                                $ 1,076,985
                                                                  ===========                                ===========

* Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance costs required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis. Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation's policy.

POPULAR. INC.

                   2000                                    1999                                      1998
------------------------------------       -----------------------------------      ---------------------------------------
  Average                    Average         Average                  Average         Average                     Average
  Balance       Interest       Rate          Balance     Interest       Rate          Balance       Interest        Rate
-----------   -----------    -------       ----------   ----------    --------      -----------    ----------     ---------
$   914,604   $    61,238     6.70%       $   536,905  $   24,470       4.56%     $    670,072    $   31,814        4.75%
     17,723         1,062     5.99            143,685       8,912       6.20            82,935         4,889        5.89
        559            56    10.02                516          52      10.08               778            78       10.03
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
    932,886        62,356     6.68            681,106      33,434       4.91           753,785        36,781        4.88
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
  1,762,129       115,801     6.57          2,479,828     169,683       6.84         3,227,375       231,837        7.18

  3,958,406       288,214     7.28          3,028,577     200,649       6.63         1,477,168       111,332        7.54

    126,768         8,398     6.62            138,184       9,100       6.59           136,824         9,272        6.78

  1,838,016       107,959     5.87          1,246,582      92,960       7.46         1,318,097        81,970        6.22
    260,143        24,236     9.32            455,488      26,654       5.85           130,861        14,015       10.71
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----

  7,945,462       544,608     6.85          7,348,659     499,046       6.79         6,290,325       448,426        7.13
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
    213,131        15,624     7.33            313,904      20,584       6.56           287,218        18,943        6.60
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
 15,801,887     1,597,116    10.11         13,901,290   1,380,330       9.93        11,930,621     1,218,849       10.22
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
 24,893,366   $ 2,219,704     8.92%        22,244,959  $1,933,394       8.69%       19,261,949    $1,722,999        8.95%
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
  1,676,389                                 1,561,413                                1,170,433
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
$26,569,755                               $23,806,372                             $ 20,432,382
===========   ===========     ====        ===========  ==========       ====      ============    ==========        ====

$ 5,924,690   $   184,018     3.11%       $ 5,877,976  $  173,946       2.96%      $ 5,221,132    $  163,805        3.14%
  5,548,509       345,355     6.22          4,874,480     278,269       5.71         4,437,193       247,687        5.58
  7,781,030       508,029     6.53          5,992,445     317,646       5.30         4,622,549       251,724        5.45
  1,618,517       108,572     6.71          1,558,410     106,639       6.84         1,371,372        93,846        6.84
    125,000         8,545     6.84            125,000       8,555       6.84           125,000         8,555        6.84

    150,000        12,877     8.58            150,000      12,877       8.58           150,000        13,074        8.72
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
 21,147,746     1,167,396     5.52         18,578,311     897,932       4.83        15,927,246       778,691        4.89
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
  3,537,484                                 3,515,269                                2,951,878
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
 24,685,230                                22,093,580                               18,879,124
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
  1,884,525                                 1,712,792                                1,553,258
-----------   -----------     ----        -----------  ----------       ----      ------------    ----------        ----
$26,569,755                               $23,806,372                             $ 20,432,382
===========   ===========     ====        ===========  ==========       ====      ============    ==========        ====
              $ 1,052,308                              $1,035,462                                 $  944,308
              -----------     ----        -----------  ----------       ----      ------------    ----------        ----
                              4.69%                                     4.04%                                       4.04%
              -----------     ----        -----------  ----------       ----      ------------    ----------        ----
                              4.23%                                     4.65%                                       4.91%
              ===========     ====        ===========  ==========       ====      ------------    ----------        ----

                   69,547                                  81,724                                     71,296
              -----------     ----        -----------  ----------       ----      ------------    ----------        ----
              $   982,761                              $  953,738                                 $  873,012
              ===========     ====        ===========  ==========       ====      ============    ==========        ====

                                                           2002 ANNUAL REPORT 33

POPULAR, INC.

Statistical Summary 2001-2002
Quarterly Financial Data


                                                  2002                                              2001
                             ------------------------------------------------    ------------------------------------------------
(In thousands, except per     FOURTH        THIRD       SECOND       FIRST       Fourth        Third       Second        First
 common share information)   QUARTER       QUARTER     QUARTER      QUARTER      Quarter      Quarter      Quarter      Quarter
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
SUMMARY OF OPERATIONS
Interest income              $ 513,869    $ 508,110    $ 505,999    $ 495,819    $ 505,022    $ 516,982    $ 523,407    $ 550,451
Interest expense               210,588      211,155      211,321      210,404      222,692      243,562      257,889      294,734
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net interest income            303,281      296,955      294,678      285,415      282,330      273,420      265,518      255,717
Provision for loan
 losses                         50,049       50,992       50,075       54,454       58,495       55,259       49,462       50,034
Operating income               140,100      136,755      136,117      134,937      128,813      125,025      124,058      115,674
(Loss) gain  on sale of
 investment securities            (668)       1,251           85       (4,010)         640        1,249       (2,152)         290
Trading account (loss) profit     (662)       1,247         (359)      (1,030)      (1,930)         777         (816)         188
Derivative gains (losses)        2,018      (21,759)        (855)         511      (13,109)      (8,140)       1,652         (631)
Non-interest expense           282,326      253,857      250,653      242,166      239,855      231,911      233,920      220,523
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income before tax,
 minority interest and
 cumulative effect of
 accounting change             111,694      109,600      128,938      119,203       98,394      105,161      104,878      100,681
Income tax                      30,783       23,730       32,594       30,148       22,840       27,952       27,337       27,151
Net (gain) loss of minority
 interest                          (82)        (116)         (39)         (11)          (1)           7           (4)          16
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income before
 cumulative effect
 of accounting change        $  80,829    $  85,754    $  96,305    $  89,044    $  75,553    $  77,216    $  77,537    $  73,546
Cumulative effect of
 accounting change                  --           --           --           --           --           --           --          686
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income                   $  80,829    $  85,754    $  96,305    $  89,044    $  75,553    $  77,216    $  77,537    $  74,232
                             =========    =========    =========    =========    =========    =========    =========    =========
Net income applicable
 to common stock             $  80,829    $  85,754    $  96,305    $  86,534    $  73,464    $  75,129    $  75,450    $  72,145
                             =========    =========    =========    =========    =========    =========    =========    =========
 Net income per
    common  share            $    0.61    $    0.65    $    0.72    $    0.63    $    0.54    $    0.55    $    0.55    $    0.53
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
SELECTED AVERAGE BALANCES
(In millions)
Total assets                 $  33,562    $  31,863    $  31,408    $  30,418    $  29,034    $  27,879    $  27,185    $  27,714
Loans                           19,358       19,044       18,439       18,058       17,772       17,398       16,774       16,215
Interest earning assets         31,850       30,249       29,790       28,856       27,492       26,321       25,660       26,168
Deposits                        17,355       16,962       17,086       16,526       16,351       15,803       15,340       14,832
Interest bearing liabilities    27,518       26,054       25,561       24,625       23,232       22,205       21,649       22,244
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
SELECTED RATIOS
Return on assets                  0.96%        1.07%        1.23%        1.19%        1.03%        1.10%        1.14%        1.09%
Return on equity                 14.64        16.03        18.14        16.83        14.08        14.71        15.36        15.25

POPULAR, INC.

Management's Report on Responsibility for Financial Reporting

[POPULAR LOGO]

POPULAR, INC.

To Our Stockholders:


The management of Popular, Inc. is responsible for the preparation, integrity and objectivity of the accompanying consolidated financial statements. These statements were prepared in accordance with accounting principles generally accepted in the United States of America and, in the judgment of management, present fairly Popular, Inc.'s financial position and results of operations. Management also prepared the financial information contained elsewhere in this annual report and is responsible for its accuracy and consistency with the consolidated financial statements. The financial statements and other financial information in this report include amounts that are based on management's best estimates and judgments giving due consideration to materiality.

Management maintains a comprehensive system of internal accounting controls to reasonably assure the proper authorization of transactions, the safeguarding of assets and the reliability of the financial records. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error and the circumvention and overriding of controls, and that the effectiveness of an internal control system can change with circumstances. However, management believes that the internal control system provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or would be detected on a timely basis and corrected through the normal course of business. Management has evaluated the internal control system as of December 31, 2002, and believes that, as of that date, Popular, Inc. maintained an effective system of accounting internal controls.

Popular, Inc. maintains an audit division, which separately assesses the effectiveness of the system of internal control and makes recommendations on possible improvements.

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




    /s/   Richard L. Carrion                        /s/   Jorge A. Junquera
------------------------------------         ----------------------------------
Richard L. Carrion                           Jorge A. Junquera
Chairman of the Board,                       Senior Executive Vice President
President and Chief Executive Officer        and Chief Financial Officer


                                                           2002 ANNUAL REPORT 35

POPULAR, INC.

Report of Independent Accountants


[PRICEWATERHOUSE COOPERS LOGO]



To the Board of Directors and Stockholders of Popular, Inc.


In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2002 the Corporation adopted SFAS No. 142 "Goodwill and Other Intangible Assets," which changed the accounting for goodwill and other intangible assets.




/s/ PricewaterhouseCoopers LLP
--------------------------------
PricewaterhouseCoopers LLP
San Juan, Puerto Rico
February 28, 2003


Stamp 1838466 of the P.R.
Society of Certified Public
Accountants has been affixed
to the file copy of this report.

POPULAR, INC.

Consolidated Statements of Condition


                                                                                               December 31,
                                                                                      ---------------------------------
(In thousands, except share information)                                                 2002                  2001
                                                                                      ------------         ------------
ASSETS
Cash and due from banks                                                               $    652,556         $    606,142
                                                                                      ------------         ------------
Money market investments:
  Federal funds sold and securities purchased under
    agreements to resell                                                                 1,091,435              820,332
  Time deposits with other banks                                                             3,057                3,056
  Bankers' acceptances                                                                         154                  402
                                                                                      ------------         ------------
                                                                                         1,094,646              823,790
                                                                                      ------------         ------------
Trading securities, at market value:
  Pledged securities with creditors' right to repledge                                     416,979              244,916
  Other trading securities                                                                  93,367               25,270
Investment securities available-for-sale, at market value:
  Pledged securities with creditors' right to repledge                                   4,397,974            4,056,655
  Other securities available-for-sale                                                    6,133,929            5,227,746
Investment securities held-to-maturity, at amortized cost
  (market value 2002 - $182,183; 2001 - $596,415)                                          180,751              592,360
Loans held-for-sale, at lower of cost or market                                          1,092,927              939,488
                                                                                      ------------         ------------
Loans:
  Loans pledged with creditors' right to repledge                                          420,724              301,706
  Other loans                                                                           18,355,123           17,254,323
  Less - Unearned income                                                                   286,655              326,966
         Allowance for loan losses                                                         372,797              336,632
                                                                                      ------------         ------------
                                                                                        18,116,395           16,892,431
                                                                                      ------------         ------------
Premises and equipment                                                                     461,177              405,705
Other real estate                                                                           39,399               31,533
Accrued income receivable                                                                  184,549              186,143
Other assets                                                                               578,091              496,855
Goodwill                                                                                   182,965              177,842
Other intangible assets                                                                     34,647               37,800
                                                                                      ------------         ------------
                                                                                      $ 33,660,352         $ 30,744,676
                                                                                      ============         ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing                                                              $  3,367,385         $  3,281,841
    Interest bearing                                                                    14,247,355           13,088,201
                                                                                      ------------         ------------
                                                                                        17,614,740           16,370,042
  Federal funds purchased and securities sold under agreements to repurchase             6,684,551            5,751,768
  Other short-term borrowings                                                            1,703,562            1,827,242
  Notes payable                                                                          4,298,853            3,735,131
  Other liabilities                                                                        677,605              512,686
                                                                                      ------------         ------------
                                                                                        30,979,311           28,196,869
                                                                                      ------------         ------------
  Subordinated notes                                                                       125,000              125,000
                                                                                      ------------         ------------
  Preferred beneficial interest in Popular North America's junior subordinated
    deferrable interest debentures guaranteed by the Corporation                           144,000              149,080
                                                                                      ------------         ------------
  Commitments and contingencies (See Note 33)
Minority interest in consolidated subsidiaries                                               1,162                  909
                                                                                      ------------         ------------
Stockholders' equity:
  Preferred stock, $25 liquidation value; 10,000,000 shares authorized;
    4,000,000 issued and outstanding in 2001                                                    --              100,000
  Common stock, $6 par value;  180,000,000 shares authorized;
    139,133,156 shares issued (2001 - 138,749,647) and 132,439,047 shares
    outstanding (2001 - 136,362,364)                                                       834,799              832,498
  Surplus                                                                                  278,366              268,544
  Retained earnings                                                                      1,300,437            1,057,724
  Accumulated other comprehensive income,
    net of tax of $53,070 (2001 - $27,918)                                                 202,487               80,188
  Treasury stock - at cost, 6,694,109 shares (2001 - 2,387,283)                           (205,210)             (66,136)
                                                                                      ------------         ------------
                                                                                         2,410,879            2,272,818
                                                                                      ------------         ------------
                                                                                      $ 33,660,352         $ 30,744,676
                                                                                      ============         ============


The accompanying notes are an integral part of the consolidated financial statements.


                                                           2002 ANNUAL REPORT 37

POPULAR, INC.

Consolidated Statements of Income


                                                                                        Year ended December 31,
                                                                         --------------------------------------------------
(In thousands, except per share information)                                 2002               2001                2000
                                                                         -----------         -----------         ----------
INTEREST INCOME:
 Loans                                                                   $ 1,528,903         $ 1,559,890         $1,586,832
 Money market investments                                                     32,505              47,610             62,356
 Investment securities                                                       445,925             473,344            486,198
 Trading securities                                                           16,464              15,018             14,771
                                                                         -----------         -----------         ----------
                                                                           2,023,797           2,095,862          2,150,157
                                                                         -----------         -----------         ----------
INTEREST EXPENSE:
 Deposits                                                                    431,128             518,168            529,373
 Short-term borrowings                                                       185,250             329,648            508,029
 Long-term debt                                                              227,090             171,061            129,994
                                                                         -----------         -----------         ----------
                                                                             843,468           1,018,877          1,167,396
                                                                         -----------         -----------         ----------
Net interest income                                                        1,180,329           1,076,985            982,761
Provision for loan losses                                                    205,570             213,250            194,640
                                                                         -----------         -----------         ----------
Net interest income after provision for loan losses                          974,759             863,735            788,121
Service charges on deposit accounts                                          157,713             146,994            125,519
Other service fees                                                           258,543             242,547            215,995
(Loss) gain on sale of investment securities                                  (3,342)                 27             11,201
Derivative losses                                                            (20,085)            (20,228)                --
Trading account (loss) profit                                                   (804)             (1,781)             1,991
Gain on sale of loans                                                         59,340              45,633             39,673
Other operating income                                                        72,313              58,396             69,681
                                                                         -----------         -----------         ----------
                                                                           1,498,437           1,335,323          1,252,181
                                                                         -----------         -----------         ----------
OPERATING EXPENSES:
 Personnel costs:
   Salaries                                                                  361,957             321,386            306,529
   Profit sharing                                                             22,235              16,251             18,913
   Pension and other benefits                                                104,549              87,505             68,734
                                                                         -----------         -----------         ----------
                                                                             488,741             425,142            394,176
 Net occupancy expenses                                                       78,503              72,100             67,720
 Equipment expenses                                                           99,099              97,383             98,022
 Other taxes                                                                  37,144              38,756             34,125
 Professional fees                                                            84,660              73,735             64,851
 Communications                                                               53,892              48,883             45,689
 Business promotion                                                           61,451              50,783             46,791
 Printing and supplies                                                        19,918              17,804             20,828
 Other operating expenses                                                     96,490              74,185             69,673
 Amortization of intangibles                                                   9,104              27,438             34,558
                                                                         -----------         -----------         ----------
                                                                           1,029,002             926,209            876,433
                                                                         -----------         -----------         ----------
Income before income tax, minority interest and cumulative
 effect of accounting change                                                 469,435             409,114            375,748
Income tax                                                                   117,255             105,280            100,797
Net (gain) loss of minority interest                                            (248)                 18              1,152
                                                                         -----------         -----------         ----------
Income before cumulative effect of accounting change                         351,932             303,852            276,103
Cumulative effect of accounting change, net of tax                                --                 686                 --
                                                                         -----------         -----------         ----------
NET INCOME                                                               $   351,932         $   304,538         $  276,103
                                                                         ===========         ===========         ==========

NET INCOME APPLICABLE TO COMMON STOCK                                    $   349,422         $   296,188         $  267,753
                                                                         ===========         ===========         ==========

NET INCOME PER COMMON SHARE (BASIC AND DILUTED) (BEFORE AND AFTER
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE)                                $      2.61         $      2.17         $     1.97
                                                                         ===========         ===========         ==========
DIVIDENDS DECLARED PER COMMON SHARE                                      $      0.80         $      0.76         $     0.64
                                                                         ===========         ===========         ==========

The accompanying notes are an integral part of the consolidated financial statements.

POPULAR, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             Year ended December 31,
                                                                              -----------------------------------------------------
(In thousands)                                                                    2002                2001                2000
                                                                              ------------         -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                  $    351,932         $   304,538         $   276,103
  Adjustments to reconcile net income to net cash provided
   by operating activities:
     Depreciation and amortization of premises and equipment                        74,167              75,962              76,848
     Provision for loan losses                                                     205,570             213,250             194,640
     Amortization of intangibles                                                     9,104              27,438              34,558
     Net loss (gain) on sale of investment securities                                3,342                 (27)            (11,201)
     Derivatives losses                                                             20,085              20,228                  --
     Net loss on disposition of premises and equipment                                 773                 672                 210
     Net gain on sale of loans, excluding loans held-for-sale                       (6,718)             (1,173)             (7,935)
     Net amortization of premiums and accretion of discounts
        on investments                                                              15,980               6,708                 920
     Net amortization of deferred loan origination fees and costs                   29,155              22,881              22,093
     Stock options expense                                                             957                  --                  --
     Net increase in loans held-for-sale                                          (153,439)           (115,587)           (204,603)
     Net (increase) decrease in trading securities                                (240,160)           (117,113)             83,537
     Net decrease (increase) in accrued income receivable                            1,594              16,397             (32,526)
     Net (increase) decrease in other assets                                       (10,658)             10,574             (29,116)
     Net increase (decrease) in interest payable                                     1,331             (61,559)             24,901
     Net (decrease) increase in current and deferred taxes                         (22,766)             19,356             (11,234)
     Net increase in postretirement benefit obligation                               7,479               4,052               3,844
     Net increase in other liabilities                                              96,233              15,494              18,625
                                                                              ------------         -----------         -----------
   Total adjustments                                                                32,029             137,553             163,561
                                                                              ------------         -----------         -----------
   Net cash provided by operating activities                                       383,961             442,091             439,664
                                                                              ------------         -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in money market investments                             (265,080)            244,828            (113,403)
  Purchases of investment securities held-to-maturity                          (26,588,518)         (7,973,243)         (5,517,411)
  Maturities and redemptions of investment securities held-to-maturity          27,000,127           7,635,276           5,458,897
  Purchases of investment securities available-for-sale                         (9,390,399)         (7,335,423)         (4,797,570)
  Maturities of investment securities available-for-sale                         7,449,140           5,785,806           2,784,494
  Proceeds from sales of investment securities available-for-sale                1,266,542           1,161,097             818,955
  Net disbursements on loans                                                    (1,352,101)         (2,316,388)         (1,877,934)
  Proceeds from sale of loans                                                      592,992             887,238           1,024,637
  Acquisition of loan portfolios                                                (1,220,139)           (833,035)           (589,178)
  Assets acquired, net of cash                                                      (1,500)                 --              (8,453)
  Acquisition of premises and equipment                                           (138,074)            (79,472)            (75,147)
  Proceeds from sale of premises and equipment                                       7,662               2,905              11,631
  Cash transferred due to sale of investment in subsidiary                              --                  --             (46,899)
                                                                              ------------         -----------         -----------
   Net cash used in investing activities                                        (2,639,348)         (2,820,411)         (2,927,381)
                                                                              ------------         -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                                       1,271,967           1,552,033             926,171
  Net increase in federal funds purchased and
   securities sold under agreements to repurchase                                  932,783             787,653             549,635
  Net (decrease) increase in other short-term borrowings                          (123,680)         (2,541,970)          1,794,575
  Net proceeds from (payments of) notes payable and
   capital securities                                                              558,642           2,557,299            (632,744)
  Dividends paid                                                                  (108,003)           (106,384)            (95,297)
  Proceeds from issuance of common stock                                            11,166               9,702               9,823
  Redemption of preferred stock                                                   (102,000)                 --                  --
  Treasury stock (acquired) sold                                                  (139,074)                 78              (2,091)
                                                                              ------------         -----------         -----------
   Net cash provided by financing activities                                     2,301,801           2,258,411           2,550,072
                                                                              ------------         -----------         -----------
Net increase (decrease) in cash and due from banks                                  46,414            (119,909)             62,355
Cash and due from banks at beginning of year                                       606,142             726,051             663,696
                                                                              ------------         -----------         -----------
Cash and due from banks at end of year                                        $    652,556         $   606,142         $   726,051
                                                                              ============         ===========         ===========

The accompanying notes are an integral part of the consolidated financial statements.


                                                           2002 ANNUAL REPORT 39

POPULAR, INC.
Consolidated Statements of Changes in Stockholders' Equity

                                                                             Year ended December 31,
                                                               ---------------------------------------------------
(In thousands)                                                    2002                2001                  2000
                                                               -----------         -----------         -----------
PREFERRED STOCK:
  Balance at beginning of year                                 $   100,000         $   100,000         $   100,000
  Redemption of preferred stock                                   (100,000)                 --                  --
                                                               -----------         -----------         -----------
           Balance at end of year                                       --             100,000             100,000
                                                               -----------         -----------         -----------
COMMON STOCK:
  Balance at beginning of year                                     832,498             830,356             827,662
  Common stock issued under
   Dividend Reinvestment Plan                                        2,300               2,142               2,694
  Options exercised                                                      1                  --                  --
                                                               -----------         -----------         -----------
           Balance at end of year                                  834,799             832,498             830,356
                                                               -----------         -----------         -----------
SURPLUS:
  Balance at beginning of year                                     268,544             260,984             243,855
  Common stock issued under
   Dividend Reinvestment Plan                                        8,857               7,560               7,129
  Options granted                                                      957                  --                  --
  Options exercised                                                      8                  --                  --
  Transfer from retained earnings                                       --                  --              10,000
                                                               -----------         -----------         -----------
           Balance at end of year                                  278,366             268,544             260,984
                                                               -----------         -----------         -----------
RETAINED EARNINGS:
  Balance at beginning of year                                   1,057,724             865,082             694,301
  Net income                                                       351,932             304,538             276,103
  Cash dividends declared on common stock                         (106,709)           (103,546)            (86,972)
  Cash dividends declared on preferred stock                          (510)             (8,350)             (8,350)
  Redemption of preferred stock                                     (2,000)                 --                  --
  Transfer to surplus                                                   --                  --             (10,000)
                                                               -----------         -----------         -----------
           Balance at end of year                                1,300,437           1,057,724             865,082
                                                               -----------         -----------         -----------
ACCUMULATED OTHER COMPREHENSIVE INCOME:
  Balance at beginning of year                                      80,188               3,436            (140,709)
  Other comprehensive income, net of tax                           122,299              76,752             144,145
                                                               -----------         -----------         -----------
           Balance at end of year                                  202,487              80,188               3,436
                                                               -----------         -----------         -----------
TREASURY STOCK - AT COST:
  Balance at beginning of year                                     (66,136)            (66,214)            (64,123)
  (Purchase) sale of common stock                                 (139,074)                 78              (2,091)
                                                               -----------         -----------         -----------
           Balance at end of year                                 (205,210)            (66,136)            (66,214)
                                                               -----------         -----------         -----------
Total stockholders' equity                                     $ 2,410,879         $ 2,272,818         $ 1,993,644
                                                               ===========         ===========         ===========

The accompanying notes are an integral part of the consolidated financial statements.

POPULAR, INC.
Consolidated Statements of Comprehensive Income

                                                                                                  Year ended December 31,
                                                                                      ---------------------------------------------
(In thousands)                                                                          2002               2001             2000
                                                                                      ---------         ---------         ---------
Net income                                                                            $ 351,932         $ 304,538         $ 276,103
                                                                                      ---------         ---------         ---------

Other comprehensive income, net of tax:
 Foreign currency translation adjustment                                                   (780)             (572)           (1,297)
  Less: reclassification adjustment for foreign currency translation
  loss realized upon the sale of investment in a foreign entity                              --                --            (1,678)
 Unrealized gains on securities:
  Unrealized holding gains arising during the period,
   net of tax of $26,444 (2001 - $26,076; 2000 - $40,042)                               125,485            75,831           153,280
  Less: reclassification adjustment for (losses) gains included
   in net income, net of tax of ($679) (2001 - ($102); 2000 - $2,366)                      (964)           (1,025)            9,516
 Net loss on cash flow hedges                                                            (6,999)           (2,162)               --
  Less: reclassification adjustment for losses included in net income,
   net of tax of  ($2,311) (2001-($1,395))                                              (3,635)           (2,240)               --
  Cumulative effect of accounting change                                                     --               254                --
  Less: reclassification adjustment for gains (losses) included in net income,
   net of tax of ($77) in 2001                                                                6              (136)               --
                                                                                      ---------         ---------         ---------
 Total other comprehensive income, net of tax                                           122,299            76,752           144,145
                                                                                      ---------         ---------         ---------
 Comprehensive income                                                                 $ 474,231         $ 381,290         $ 420,248
                                                                                      =========         =========         =========

 DISCLOSURE OF ACCUMULATED OTHER COMPREHENSIVE INCOME:

                                                                                                  Year ended December 31,
                                                                                      ---------------------------------------------
(In thousands)                                                                           2002             2001              2000
                                                                                      ---------         ---------         ---------
Foreign currency translation adjustment                                               $  (2,236)        $  (1,456)        $    (884)
Unrealized gains on securities                                                          207,625            81,176             4,320
Unrealized (losses) gains on cash flow hedges                                            (3,286)               78                --
Cumulative effect of accounting change                                                      384               390                --
                                                                                      ---------         ---------         ---------
Accumulated other comprehensive income                                                $ 202,487         $  80,188         $   3,436
                                                                                      =========         =========         =========

The accompanying notes are an integral part of the consolidated financial statements.


                                                           2002 ANNUAL REPORT 41

POPULAR, INC.

Notes to Consolidated Financial Statements

                                                               Note 1 -  Summary of significant accounting policies...43
                                                               Note 2 -  Cash and due from banks .....................48
                                                               Note 3 -  Securities purchased under agreements to
                                                                          resell......................................48
                                                               Note 4 -  Investment securities available-for-sale.....48
                                                               Note 5 -  Investment securities held-to-maturity.......50
                                                               Note 6 -  Pledged assets ..............................51
                                                               Note 7 -  Loans and allowance for loan losses .........52
                                                               Note 8 -  Related party transactions...................52
                                                               Note 9 -  Premises and equipment.......................53
                                                               Note 10-  Goodwill and other intangible assets ........53
                                                               Note 11 - Deposits.....................................54
                                                               Note 12 - Federal funds purchased and securities sold
                                                                           under agreements to repurchase.............54
                                                               Note 13 - Other short-term borrowings .................56
                                                               Note 14 - Notes payable................................56
                                                               Note 15-  Subordinated notes ..........................56
                                                               Note 16 - Preferred beneficial interest in Popular
                                                                          North America's junior subordinated
                                                                          deferrable interest debentures guaranteed
                                                                          by the Corporation..........................57
                                                               Note 17 - Long-term debt maturity requirements.........57
                                                               Note 18 - Earnings per common share....................57
                                                               Note 19 - Stockholders' equity.........................57
                                                               Note 20-  Regulatory capital requirements..............58
                                                               Note 21 - Servicing assets.............................58
                                                               Note 22-  Sales of receivables.........................59
                                                               Note 23-  Interest on investments......................60
                                                               Note 24-  Employee benefits............................60
                                                               Note 25 - Stock option plan............................62
                                                               Note 26-  Rental expense and commitments...............63
                                                               Note 27-  Income tax...................................63
                                                               Note 28 - Off-balance sheet lending activities and
                                                                          concentration of credit risk................64
                                                               Note 29 - Disclosures about fair value of financial
                                                                          instruments ................................65
                                                               Note 30-  Derivative instruments and hedging
                                                                          activities..................................66
                                                               Note 31 - Supplemental disclosure on the consolidated
                                                                         statements of cashflows......................68
                                                               Note 32- Segment reporting.............................68
                                                               Note 33- Contingent liabilities .......................69
                                                               Note 34 - Guarantees ..................................69
                                                               Note 35 - Popular, Inc. (Holding Company only)
                                                                           financial information......................70
                                                               Note 36 - Condensed consolidating financial
                                                                           information of guarantor and issuers of
                                                                           registered guaranteed securities ..........71

POPULAR, INC.

Notes to Consolidated Financial Statements


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of Popular, Inc. and its subsidiaries (the Corporation) conform with generally accepted accounting principles and with general practices within the financial services industry. The following is a description of the most significant of these policies:

Nature of operations

Popular, Inc. is a financial holding company offering a full range of financial services through banking offices in Puerto Rico, the United States and the U.S. and British Virgin Islands. The Corporation is also engaged in mortgage and consumer lending, lease financing, broker/dealer activities, retail financial services, insurance agency services and information technology, ATM and data processing services through its non-banking subsidiaries in Puerto Rico, the United States, the Caribbean and Central America. Note 32 to the consolidated financial statements presents further information about the Corporation's business segments.

Principles of consolidation

The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

         Certain of the Corporation's non-banking subsidiaries have fiscal years ending on November 30th. Accordingly, their financial information as of that date corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31st. There are no significant intervening events resulting from the difference in fiscal periods, which management believes may materially affect the financial position or results of operations of the Corporation for the years ended December 31, 2002, 2001 and 2000.

         Unconsolidated investments in which there is greater than 20% ownership are accounted for by the equity method, with earnings recorded in other operating income; those in which there is less than 20% ownership are generally carried at cost, unless significant influence is exercised.

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

- Debt and equity securities not classified as either securities held-to-maturity or trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock, is also included in this category, at cost.

         The amortization of premiums is deducted and the accretion of discounts is added to interest income based on a method which approximates the interest method over the outstanding period of the related securities. The cost of securities sold is determined by specific identification. Net realized gains or losses on sales of investment securities and unrealized loss valuation adjustments considered other than temporary, if any, on securities available-for-sale and held-to maturity are reported separately in the consolidated statements of income.

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

         Prior to entering a hedge transaction, the Corporation formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions along with a formal assessment at both, inception of the hedge and on an ongoing basis as to the effectiveness of


                                                           2002 ANNUAL REPORT 43

POPULAR, INC.


the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued and the adjustment to fair value of the derivative instrument is recorded in net income.

         In accordance with the transition provisions of SFAS No. 133, the Corporation recorded a $686,000 net of tax cumulative effect adjustment in earnings as of January 1, 2001. In addition, the Corporation recorded a $254,000 net of tax cumulative effect adjustment in other comprehensive income as of January 1, 2001.

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

         Recognition of interest income on commercial and construction loans, as well as commercial leases, is discontinued when loans are 60 days or more in arrears on payments of principal or interest or when other factors indicate that collection of principal and interest is doubtful. Interest accrual for consumer lease financing, conventional mortgage loans and closed-end consumer loans is ceased when loans are 90 days or four scheduled payments in arrears. Loans designated as non-accruing are not returned to an accrual status until interest is received on a current basis and those factors indicative of doubtful collection cease to exist. Closed-end consumer loans and leases are charged-off against the allowance for loan losses when 120 days in arrears. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears. Income is generally recognized on open-end consumer loans until the loans are charged-off.

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

         The Corporation has defined impaired loans as loans with interest and/or principal past due 90 days or more and other specific loans for which, based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective rate, on the observable market price of the loan or on the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment based on past experience adjusted for current economic conditions. Commercial loans exceeding $250,000 are individually evaluated for impairment. Once a specific measurement methodology is chosen, it is consistently applied unless there is a significant change in the financial position of the borrower. Impaired loans for which the discounted cash flows, collateral value or market price is less than the carrying value require an allowance. The allowance for impaired loans is part of the Corporation's overall allowance for loan losses.

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

         The transfer of financial assets in which the Corporation surrenders control over the assets, is accounted for as a sale to the extent that consideration other than beneficial interests is received in exchange. SFAS No. 140 "Accounting for Transfer and Servicing of Financial Assets and Liabilities - a Replacement of SFAS No. 125" sets forth the criteria that must be met for control over transferred assets to be considered to have been surrendered. When the Corporation transfers

POPULAR, INC.


financial assets and the transfer fails any one of the SFAS No. 140 criteria then the Corporation is prevented from derecognizing the transferred financial assets and the transaction is accounted for as a secured borrowing.

         Where the derecognition criteria are met and the transfer is accounted for as a sale, interests in the assets sold may be retained in the form of interest-only strips and servicing rights. Gains or losses on sale depend in part on the previous carrying amount of the loans involved in the transfer and are allocated between the loans sold and the retained interests, based on their relative fair value at the date of the sale. Gains and losses on securitization are recorded as gain on sale of loans.

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

         To estimate the fair value of servicing assets the Corporation considers prices for similar assets and the present value of expected future cash flows associated with the servicing assets calculated using assumptions that market participants would use in estimating future servicing income and expense, including discount rates, anticipated prepayment and credit loss rates. For purposes of evaluating and measuring impairment of capitalized servicing assets, the Corporation stratifies such assets based on predominant risk characteristics of underlying loans, such as loan type, rate and term. The amount of impairment recognized, if any, is the amount by which the capitalized servicing assets per stratum exceed their estimated fair value. Impairment is recognized through a valuation allowance with changes included in net income for the period in which the change occurs. Servicing assets are included as part of other assets in the consolidated statements of condition.

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

Premises and equipment and other long-lived assets

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

         The Corporation evaluates for impairment its long-lived assets to be held and used, and long-lived assets to be disposed of, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

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

Goodwill and other intangible assets

Other identifiable intangible assets, mainly core deposits and customer lists, are amortized using various methods over the periods benefited, which range from 4 to 15 years. Goodwill represents the excess of the Corporation's cost of purchased operations over the fair value of the net assets acquired.

         In 2002, the Corporation adopted SFAS No. 142 "Goodwill and Other Intangible Assets," which changed the accounting for goodwill and other intangible assets in the following significant respects:

         -Goodwill and other intangible assets that have indefinite useful lives will not be amortized, but will be tested at least annually for impairment.

         -SFAS No. 142 requires that goodwill be tested annually for impairment using a two-step process. The first step is to identify if a potential impairment exists. The second step measures the amount of impairment, if any.

         -Other intangible assets deemed to have an indefinite life will be tested for impairment using a one-step process which compares the fair value with the carrying amount of the asset as of the beginning of the fiscal year.

         The Corporation completed all transitional impairment tests during 2002, and determined that there are no impairment losses to be recognized in the period as a cumulative effect of accounting change.


                                                           2002 ANNUAL REPORT 45

POPULAR, INC.

         The following table presents the reconciliation of reported net income and earnings per share (EPS) (basic and diluted) adjusted to exclude the amortization expense recognized in the period prior to the adoption of SFAS No. 142.

                                                                      Year ended December 31,
(In thousands, except per share information)                          2001                2000
                                                                   ----------          ----------
Reported Net Income                                                $  304,538          $  276,103
Add back: Goodwill amortization, including
  impact on profit sharing expense and
  related tax                                                          16,526              18,725
                                                                   ----------          ----------
Adjusted Net Income                                                $  321,064          $  294,828
                                                                   ==========          ==========

                                                                    Year ended December 31,
                                                                     2001            2000
                                                                   -------          -------
Reported EPS                                                       $  2.17          $  1.97
Add back: Goodwill amortization, including
  impact on profit sharing expense and
  related tax                                                         0.12             0.14
                                                                   -------          -------
Adjusted EPS                                                       $  2.29          $  2.11
                                                                   =======          =======

         With the adoption of SFAS No. 142, there were no changes to amortization expense on acquired other intangibles assets with definite lives.

         For further disclosures required by SFAS No. 142, refer to Note 10 to the consolidated financial statements.

Securities sold/purchased under agreements to repurchase/resell

Repurchase and resell agreements are treated as financing transactions and are carried at the amounts at which the securities will be reacquired or resold as specified in the respective agreements.

         It is the Corporation's policy to take possession of securities purchased under resell agreements. However, the counterparties to such agreements maintain effective control over such securities, and accordingly are not reflected in the Corporation's consolidated statements of condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral where deemed appropriate.

         It is the Corporation's policy to maintain effective control over securities sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statements of condition.

Treasury stock

Treasury stock acquired is recorded at cost and is carried as a reduction of stockholders' equity in the consolidated statements of condition. At the date of retirement or subsequent reissue, the treasury stock account is reduced by the cost of such stock. The difference between the consideration received upon issuance and the specific cost is charged or credited to surplus.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange at the end of the period. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in other comprehensive income.

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

Stock option plan

The Corporation has a stock option plan that permits the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory options of the Corporation. In 2002, the Corporation opted to use the fair value method of recording stock options as described in SFAS No. 123 "Accounting for Stock-Based Compensation," which is considered the preferable accounting method for stock-based compensation. All future stock option grants will be expensed over the stock option vesting period based on the fair value at the date the options are granted.

POPULAR, INC.

         Previously, as permitted by SFAS No. 123, the Corporation measured compensation cost for this plan based on APB No. 25 "Accounting for Stock Issued to Employees" and disclosed the pro forma net income and net income per share as if the fair value method had been applied in measuring cost. The Corporation recognized $957,000 in operating expenses during 2002 as a result of the aforementioned changed in accounting method.

Comprehensive income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. The presentation of comprehensive income is included in a separate consolidated statement of comprehensive income.

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

Reclassifications

Certain reclassifications have been made to the 2001 and 2000 consolidated financial statements to conform with the 2002 presentation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS AND REGULATIONS

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

SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets"

This statement provides a single accounting model for long-lived assets that are to be disposed of by sale, whether previously held and used or newly acquired. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of this statement during 2002 did not have a material effect on the consolidated financial statements of the Corporation.

SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities"

In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for a cost associated with exit or disposal activities. SFAS No. 146 requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF No. 94-3. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002. Management does not anticipate that SFAS No. 146 will have a material impact on the Corporation's financial condition or results of operations, which will be dependent on the number and size of any exit or disposal activities that are undertaken.

SFAS No. 147 "Acquisitions of Certain Financial Institutions"

This Statement, which is effective for acquisitions on or after October 1, 2002, removes acquisitions of financial institutions from the scope of both SFAS No. 72 "Accounting for Certain Acquisitions of Banking or Thrift Institutions," and FASB Interpretation No. 9 "Applying APB Opinions No. 16 and 17, When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method" and requires that those transactions be accounted for in accordance with FASB Statements No. 141 "Business Combinations," and No. 142 "Goodwill and Other Intangible Assets." In addition, SFAS No. 147 amends FASB Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. SFAS No. 147's transition provisions require affected institutions to reclassify their SFAS No. 72 goodwill as SFAS No. 142 goodwill as of the date the company initially applied SFAS No. 142 in its entirety. The adoption of SFAS No. 147 did not impact the Corporation's financial condition or results of operations.

SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment to FASB Statement No. 123, Accounting for Stock-Based Compensation"

SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value-based method of accounting for stock-based compensation. This Statement expands the disclosure requirements with respect to stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after


                                                           2002 ANNUAL REPORT 47

POPULAR, INC.

December 15, 2002. The Corporation had already opted to use the fair value method of recording stock options.

FIN No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

FASB's Interpretation No. 45 (FIN No. 45) requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The expanded disclosure requirements are required for financial statements ending after December 15, 2002, while the liability recognition provisions are applicable to certain guarantee obligations modified or issued after December 31, 2002. Management is currently assessing the impact of FIN No. 45 on the Corporation's financial position and results of operations for the year 2003.

FIN No. 46 "Consolidation of Variable Interest Entities"

FASB's Interpretation No. 46 (FIN No. 46) expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. This Interpretation is not expected to have a significant impact on the Corporation's financial position or results of operations.

         In past years, the Corporation conducted asset securitizations involving the transfer of mortgage loans to a qualifying special purpose entity
(QSPE), which in turn transferred the assets, including their titles, to different trusts, thus isolating those loans from the Corporation's assets. The transaction qualified for sale accounting based on the provisions of SFAS No.
140. The investors and the securitization trusts have no recourse to the Corporation's assets. This QSPE is outside the scope of FIN 46.

NOTE 2 - CASH AND DUE FROM BANKS:

The Corporation's subsidiary banks are required by regulatory agencies to maintain average reserve balances with the Federal Reserve Bank. The amount of those required average reserve balances was approximately $447,476,000 at December 31, 2002 (2001 - $448,385,000).

NOTE 3 - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

The securities underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. The Corporation is permitted by contract to repledge the securities, and has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.

         The fair value of the collateral securities held by the Corporation on these transactions as of December 31, was as follows:

(In thousands)                          2002                2001
--------------                      ----------          ----------
Repledged                           $  853,992          $  738,685
Not repledged                           18,568              24,094
                                    ----------          ----------
Total                               $  872,560          $  762,779
                                    ==========          ==========

         The repledged securities were used as underlying securities for repurchase agreement transactions.

NOTE 4 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities available-for-sale as of December 31, 2002 and 2001 (2000 - only market value is presented) were as follows:

POPULAR, INC.

                                                                                 2002
                                                ---------------------------------------------------------------------
                                                                  Gross         Gross                        Weighted
                                                 Amortized     unrealized     unrealized       Market         average
                                                   cost           gains         losses          value          yield
                                                -----------    ----------    -----------     -----------     ---------
                                                                        (Dollars in thousands)
U.S. Treasury securities
 (average maturity of
 6 months):
  Within 1 year                                 $   300,072     $  4,381                     $   304,453        5.67%
  After 1 to 5 years                                 54,885          881                          55,766        2.87
                                                -----------     --------     -----------     -----------       -----
                                                    354,957        5,262                         360,219        5.24
                                                -----------     --------     -----------     -----------       -----
Obligations of other U.S. Government
  agencies and corporations
  (average maturity of 5 years
  and 4 months):
  Within 1 year                                     149,674        2,856                         152,530        4.32
  After 1 to 5 years                              3,402,631       81,787                       3,484,418        4.17
  After 5 to 10 years                             2,290,566       31,327     $       388       2,321,505        4.44
  After 10 years                                    350,000        9,705                         359,705        5.88
                                                -----------     --------     -----------     -----------       -----
                                                  6,192,871      125,675             388       6,318,158        4.37
                                                -----------     --------     -----------     -----------       -----
Obligations of P.R., States and
  political subdivisions (average
  maturity of 7 years and 10 months):
  Within 1 year                                       6,500          103              12           6,591        5.90
  After 1 to 5 years                                 23,425        1,563               2          24,986        5.32
  After 5 to 10 years                                26,499        1,161                          27,660        5.94
  After 10 years                                     22,580        2,088                          24,668        6.34
                                                -----------     --------     -----------     -----------       -----
                                                     79,004        4,915              14          83,905        5.87
                                                -----------     --------     -----------     -----------       -----
Collateralized mort-
  gage obligations
 (average maturity of
 20 years and 6 months):
  After 1 to 5 years                                 12,904          401                          13,305        4.72
  After 5 to 10 years                                22,372          249                          22,621        5.14
  After 10 years                                  2,136,841       11,314             272       2,147,883        2.91
                                                -----------     --------     -----------     -----------       -----
                                                  2,172,117       11,964             272       2,183,809        2.94
                                                -----------     --------     -----------     -----------       -----
Mortgage-backed securities
  (average maturity of 23 years
  and 5 months):
  Within 1 year                                          1                                            1        6.99
  After 1 to 5 years                                  9,548            2                           9,550        6.93
  After 5 to 10 years                               108,956        1,955                         110,911        5.07
  After 10 years                                    975,771       34,599             156       1,010,214        5.89
                                                -----------     --------     -----------     -----------       -----
                                                  1,094,276       36,556             156       1,130,676        5.82
                                                -----------     --------     -----------     -----------       -----
Equity securities
 (without contractual
 maturity)                                          263,342       77,677              22         340,997        0.52
                                                -----------     --------     -----------     -----------       -----
Other (average maturity of
  16 years and 8 months):
  After 1 to 5 years                                  1,046            3               3           1,046        8.22
  After 5 to 10 years                                   369           28                             397       11.80
  After 10 years                                    110,927        1,769                         112,696        8.52
                                                -----------     --------     -----------     -----------       -----
                                                    112,342        1,800               3         114,139        8.53
                                                -----------     --------     -----------     -----------       -----
                                                $10,268,909     $263,849     $       855     $10,531,903        4.21%
                                                ===========     ========     ===========     ===========       =====

                                                                                 2002
                                          ---------------------------------------------------------------------------------------
                                                           Gross        Gross                              Weighted
                                           Amortized    unrealized    unrealized        Market              average      Market
                                             cost          gains        losses           value               yield        Value
                                          ----------    ----------    ----------     -------------         ---------   ----------
                                                                        (Dollars in thousands)
U.S. Treasury securities
 (average maturity of
 1 year and 1 month):
  Within 1 year                           $  270,176     $  5,615                       $  275,791            6.13%    $  589,621
  After 1 to 5 years                         380,071       13,007                          393,078            5.14        557,123
                                          ----------     --------     ----------     -------------           -----     ----------
                                             650,247       18,622                          668,869            5.55      1,146,744
                                          ----------     --------     ----------     -------------           -----     ----------
Obligations of other U.S.
 Government agencies and
 corporations (average maturity
 of 4 years and 7 months):
  Within 1 year                            1,173,100       22,388                        1,195,488            6.42      1,256,262
  After 1 to 5 years                       2,226,467        9,657     $   27,414         2,208,710            4.47      1,841,154
  After 5 to 10 years                      1,509,001       29,893          7,144         1,531,750            5.46      1,591,645
  After 10 years                             300,000        2,455                          302,455            6.40        288,608
                                          ----------     --------     ----------     -------------           -----     ----------
                                           5,208,568       64,393         34,558         5,238,403            5.31      4,977,669
                                          ----------     --------     ----------     -------------           -----     ----------
Obligations of P.R., States
 and political subdivisions
 (average maturity of 8
 years and 5 months):
  Within 1 year                                1,665           22                            1,687            5.92          2,880
  After 1 to 5 years                           6,417          176                            6,593            5.89          9,074
  After 5 to 10 years                         72,433        1,988                           74,421            5.95         23,440
  After 10 years                              21,128        1,734            167            22,695            4.54         35,884
                                          ----------     --------     ----------     -------------           -----     ----------
                                             101,643        3,920            167           105,396            5.65         71,278
                                          ----------     --------     ----------     -------------           -----     ----------
Collateralized mortgage
 obligations (average maturity
 of 21 years and 10 months):
  After 1 to 5 years                          17,335           28                           17,363            2.34         28,965
  After 5 to 10 years                         76,209        1,690                           77,899            5.96         81,200
  After 10 years                           2,148,283        6,443          7,902         2,146,824            3.47      1,443,120
                                          ----------     --------     ----------     -------------           -----     ----------
                                           2,241,827        8,161          7,902         2,242,086            3.55      1,553,285
                                          ----------     --------     ----------     -------------           -----     ----------
Mortgage-backed securities
 (average maturity of 24 years
 and 10 months):
  Within 1 year                                                                                                                14
  After 1 to 5 years                             158            2                              160            6.54         18,561
  After 5 to 10 years                         35,183          799              4            35,978            6.78         20,738
  After 10 years                             600,481        8,459          3,508           605,432            6.17        656,674
                                          ----------     --------     ----------     -------------           -----     ----------
                                             635,822        9,260          3,512           641,570            6.20        695,987
                                          ----------     --------     ----------     -------------           -----     ----------
Equity securities
 (without contractual
 maturity)                                   231,721       48,511             10           280,222            2.57        255,651
                                          ----------     --------     ----------     -------------           -----     ----------
Other (average maturity
 of 17 years and 6 months):
  Within 1 year                                                                                                             6,784
  After 1 to 5 years                             227            6                              233            7.75            751
  After 5 to 10 years                          1,402           43              4             1,441            8.84          7,632
  After 10 years                             103,517        2,664                          106,181            8.49         80,143
                                          ----------     --------     ----------     -------------           -----     ----------
                                             105,146        2,713              4           107,855            8.50         95,310
                                          ----------     --------     ----------     -------------           -----     ----------
                                          $9,174,974     $155,580     $   46,153     $   9,284,401            4.91%    $8,795,924
                                          ==========     ========     ==========     =============           =====     ==========


                                                       2002  ANNUAL  REPORT   49

POPULAR, INC.

         The weighted average yield on investment securities available-for-sale is based on amortized cost, therefore it does not give effect to changes in fair value.

         The expected maturities of collateralized mortgage obligations, mortgage-backed securities and certain other securities differ from their contractual maturities because they may be subject to prepayments. The allocation by maturities disclosed herein for these types of securities is based on their ultimate contractual maturity date.

         The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 2002, by contractual maturity are shown below:

(In thousands)                                                   Amortized cost      Market value
                                                                 --------------      ------------
Within 1 year                                                     $   456,247         $   463,575
After 1 to 5 years                                                  3,504,439           3,589,071
After 5 to 10 years                                                 2,448,762           2,483,094
After 10 years                                                      3,596,119           3,655,166
                                                                  -----------         -----------
Total                                                             $10,005,567         $10,190,906
Without contractual maturity                                          263,342             340,997
                                                                  -----------         -----------
Total investment securities
  available-for-sale                                              $10,268,909         $10,531,903
                                                                  ===========         ===========

         Proceeds from the sale of investment securities available-for-sale during 2002 were $1,266,542,000 (2001 - $1,161,097,000; 2000 - $818,955,000).
Gross realized gains and losses on these securities during the year were $3,717,000 and $7,059,000, respectively (2001 - $8,505,000 and $8,478,000; 2000
- $17,048,000 and $5,847,000).

         As of December 31, 2002 and 2001, the investments in obligations that are payable and secured by the same source of revenue or taxing authority, other than the U.S. Government, did not exceed 10 percent of stockholders' equity.

NOTE 5 - INVESTMENT SECURITIES HELD-TO-MATURITY:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities held-to-maturity as of December 31, 2002 and 2001 (2000 - only amortized cost is presented) were as follows:

                                                                               2002
                                                  -----------------------------------------------------------------
                                                                  Gross         Gross                       Weighted
                                                 Amortized     unrealized    unrealized         Market       average
                                                    cost          gains        losses            value        yield
                                                 ---------     ----------    ----------        --------     --------
                                                                         (Dollars in thousands)
Obligations of other U.S.
 Government agencies and
 corporations (average matu-
 rity of 1 month):
  Within 1 year                                   $ 28,618       $     4                       $ 28,622       1.68%
                                                  --------       -------       -----           --------       -----
Obligations of P.R., States
 and political subdivisions
 (average maturity of 10
 years and 1 month):
  Within 1 year                                     24,047             4       $    8            24,043        1.47
  After 1 to 5 years                                 5,736            57           40             5,753        5.76
  After 5 to 10 years                                9,496           239           35             9,700        6.25
  After 10 years                                    40,895           633          103            41,425        6.57
                                                  --------       -------       ------          --------       -----
                                                    80,174           933          186            80,921        4.94
                                                  --------       -------       ------          --------       -----
Collateralized mortgage obliga-
 tions (average maturity of
 21 years and 7 months):
  After 10 years                                     1,126                        112             1,014        5.45
                                                  --------       -------       ------          --------       -----
Other (average maturity
 of 2 years and 9 months):
  Within 1 year                                     12,748            47                         12,795        5.21
  After 1 to 5 years                                51,203           640                         51,843        5.21
  After 5 to 10 years                                6,882           106                          6,988        5.35
                                                  --------       -------       ------          --------       -----
                                                    70,833          793                          71,626        5.22
                                                  --------       -------       ------          --------       -----
                                                  $180,751       $ 1,730       $  298          $182,183        4.54%
                                                  ========       =======       ======          ========       =====

POPULAR, INC.

                                                          2001                                      2000
                                          ------------------------------------     -----------------------------------------
                                                          Gross       Gross                      Weighted
                                          Amortized    unrealized   unrealized      Market        average          Amortized
                                             cost         gains       losses         value         yield             cost
                                          ---------    ----------   ----------     --------      --------          ---------
                                                                            (Dollars in thousands)
Obligations of other U.S.
 Government agencies and
 corporations (average maturity
 of 1 month):
  Within 1 year                           $416,980     $      4                    $416,984          1.96%         $ 11,061
                                          --------       ------      -------       --------         -----          --------
Obligations of P.R., States
 and political subdivisions
 (average maturity of 13 years
 and 8 months):
  Within 1 year                             20,815                       $ 2         20,813          1.16            35,400
  After 1 to 5 years                         9,056          281           37          9,300          7.29            13,988
  After 5 to 10 years                        7,166          257            3          7,420          6.56             5,960
  After 10 years                            55,485        3,947            6         59,426          4.92            63,247
                                          --------       ------      -------       --------         -----          --------
                                            92,522        4,485           48         96,959          4.43           118,595
                                          --------       ------      -------       --------         -----          --------
Collateralized mortgage obliga-
 tions (average maturity of
 22 years and 9 months):
  After 1 to 5 years                                                                                                  5,011
  After 10 years                             1,430                       114          1,316          6.45             7,358
                                          --------       ------      -------       --------         -----          --------
                                                                                                                     12,369
                                          --------       ------      -------       --------         -----          --------
Mortgage-backed
 securities:
  After 1 to 5 years                                                                                                     64
  After 5 to 10 years                                                                                                16,679
  After 10 years                                                                                                      2,001
                                          --------       ------      -------       --------         -----          --------
                                                                                                                     18,744
                                          --------       ------      -------       --------         -----          --------
Other (average maturity
 of 3 years and 4 months):
  Within 1 year                             11,250           52                      11,302          5.08            13,276
  After 1 to 5 years                        60,487           79          551         60,015          5.19            63,357
  After 5 to 10 years                        9,691          148                       9,839          5.64            27,329
                                          --------       ------      -------       --------         -----          --------
                                            81,428          279          551         81,156          5.23           103,962
                                          --------       ------      -------       --------         -----          --------
                                          $592,360       $4,768      $   713       $596,415          2.81%         $264,731
                                          ========       ======      =======       ========         =====          ========

         The expected maturities of collateralized mortgage obligations, mortgage-backed securities and certain other securities differ from their contractual maturities because they may be subject to prepayments. The allocation by maturities disclosed herein for these types of securities is based on their ultimate contractual maturity date.

         The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 2002, by contractual maturity are shown below:

(In thousands)                          Amortized cost         Market value
                                        --------------         ------------
Within 1 year                             $  65,413              $  65,460
After 1 to 5 years                           56,939                 57,596
After 5 to 10 years                          16,378                 16,688
After 10 years                               42,021                 42,439
                                          ---------              ---------
Total investment securities
 held-to-maturity                         $ 180,751              $ 182,183
                                          =========              =========

         As of December 31, 2002 and 2001, the investments in obligations that are payable from and secured by the same source of revenue or taxing authority, other than the U.S. Government, did not exceed 10 percent of stockholders' equity.

NOTE 6 - PLEDGED ASSETS:

At December 31, 2002 and 2001, securities and loans were pledged to secure public and trust deposits, securities sold under agreements to repurchase and other borrowings.

         The classification and carrying amount of pledged assets, which the secured parties are not permitted to sell or repledge the collateral as of December 31, were as follows:

(In thousands)                                                        2002               2001
--------------                                                    ----------          ----------
Investment securities available-for-sale                          $2,046,100          $1,973,552
Investment securities held-to-maturity                                 3,278               5,110
Loans                                                              3,402,042           2,181,383
                                                                  ----------          ----------
                                                                  $5,451,420          $4,160,045
                                                                  ==========          ==========

         Securities and loans that the creditor has the right by custom or contract to repledge are presented separately in the consolidated statements of condition.


                                                         2002  ANNUAL  REPORT 51

POPULAR, INC.

NOTE 7 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

The composition of the loan portfolio at December 31, was as follows:

(In thousands)                                                          2002               2001
                                                                    -----------         -----------
Loans secured by real estate:
  Insured or guaranteed by the U.S.
   Government or its agencies                                       $    19,457         $    72,354
  Guaranteed by the Commonwealth
   of Puerto Rico                                                        56,604              64,124
  Commercial loans secured by real estate                             1,677,033           1,621,566
  Residential conventional mortgages                                  6,290,410           5,384,803
  Construction and land development                                     305,299             311,339
  Consumer                                                              347,062             391,532
                                                                    -----------         -----------
                                                                      8,695,865           7,845,718
Financial institutions                                                   21,777              24,697
Commercial, industrial and agricultural                               5,964,338           5,522,018
Lease financing                                                       1,054,189           1,039,829
Consumer for household, credit cards
  and other consumer expenditures                                     2,873,234           2,935,207
Other                                                                   166,444             188,560
                                                                    -----------         -----------
                                                                    $18,775,847         $17,556,029
                                                                    ===========         ===========

         As of December 31, 2002, loans on which the accrual of interest income had been discontinued amounted to $485,193,000 (2001 - $415,052,000; 2000 -
$319,188,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $34,132,000 (2001 - $27,042,000; 2000 - $23,129,000). Non-accruing loans as of December 31, 2002 include $40,019,000 (2001 - $40,946,000; 2000 - $43,814,000) in consumer loans.

         The recorded investment in loans that were considered impaired at December 31, and the related disclosures follow:

                                                                             December 31,
(In thousands)                                                           2002             2001
                                                                       --------         --------
Impaired loans with a related allowance                                $ 87,874         $ 90,914
                                                                       --------         --------
Impaired loans that do not require allowance                             54,175           53,056
                                                                       --------         --------
     Total impaired loans                                              $142,049         $143,970
                                                                       ========         ========
Allowance for impaired loans                                           $ 34,941         $ 36,799
                                                                       ========         ========
Average balance of impaired
  loans during the year                                                $142,669         $138,342
                                                                       ========         ========
Interest income recognized on
  impaired loans during the year                                       $  3,026         $  3,668
                                                                       ========         ========

         The changes in the allowance for loan losses for the year ended December 31, were as follows:

(In thousands)                                        2002               2001             2000
                                                   ---------          ---------         ---------
Balance at beginning of year                       $ 336,632          $ 290,653         $ 292,010
Net allowances acquired (sold)                         2,327              1,675           (15,869)
Provision for loan losses                            205,570            213,250           194,640
Recoveries                                            67,488             66,103            60,903
Loans charged-off                                   (239,220)          (235,049)         (241,031)
                                                   ---------          ---------         ---------
Balance at end of year                             $ 372,797          $ 336,632         $ 290,653
                                                   =========          =========         =========

The components of the net financing leases receivable at December 31, were:

(In thousands)                                                           2002               2001
                                                                      ---------          ---------
Total minimum lease payments                                          $ 872,206          $ 864,330
Estimated residual value of leased property                             177,701            169,728
Deferred origination costs                                                4,282              5,771
  Less - Unearned financing income                                     (168,192)          (176,636)
                                                                      ---------          ---------
Net minimum lease payments                                              885,997            863,193
  Less - Allowance for loan losses                                      (29,572)           (22,667)
                                                                      ---------          ---------
                                                                      $ 856,425          $ 840,526
                                                                      =========          =========

         Estimated residual value is generally established at amounts expected to be sufficient to cover the Corporation's investment.

         At December 31, 2002, future minimum lease payments are expected to be received as follows:

(In thousands)
--------------
  2003                                      $270,509
  2004                                       222,164
  2005                                       175,298
  2006                                       125,781
  2007 and thereafter                         78,454
                                            --------
                                            $872,206
                                            ========

NOTE 8 - RELATED PARTY TRANSACTIONS:

The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

                                                     Executive
(In thousands)                                       Officers           Directors             Total
                                                     ---------          ---------           ---------
Balance at December 31, 2000                         $  2,979           $ 108,595           $ 111,574
New loans                                                 549             358,481             359,030
Payments                                                 (606)           (357,308)           (357,914)
Other changes                                                             (27,975)            (27,975)
                                                     --------           ---------           ---------
Balance at December 31, 2001                         $  2,922           $  81,793           $  84,715
New loans                                               4,304             102,657             106,961
Payments                                               (2,122)            (90,982)            (93,104)
Other changes                                             572                 147                 719
                                                     --------           ---------           ---------
Balance at December 31, 2002                         $  5,676           $  93,615           $  99,291
                                                     ========           =========           ==========

POPULAR, INC.

         These loans have been consummated on terms no more favorable than those that would have been obtained if the transactions had been with unrelated parties and do not involve more than the normal risk of collectibility.

         The amounts reported as "other changes" include changes in the status of those who are considered related parties.

NOTE 9 - PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

                                             Useful life
(In thousands)                                 in years             2002               2001
                                             -----------          --------           --------
Land                                                              $ 64,937           $ 59,490
                                                                  --------           --------
Buildings                                         10-50            288,913            243,641
Equipment                                          1-15            513,691            466,757
Leasehold improvements                          Various             82,518             79,339
                                                -------           --------           --------
                                                                   885,122            789,737
Less - Accumulated depreciation
      and amortization                                             514,327            457,697
                                                                  --------           --------
                                                                   370,795            332,040
                                                                  --------           --------
Construction in progress                                            25,445             14,175
                                                                  --------           --------
                                                                  $461,177           $405,705
                                                                  ========           ========

         Depreciation and amortization of premises and equipment for the year 2002 was $74,167,000 (2001 - $75,962,000; 2000 - $76,848,000) of which
$19,674,000 (2001 - $18,781,000; 2000 - $13,805,000) was charged to occupancy expense and $54,493,000 (2001 - $57,181,000; 2000 - $63,043,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $12,423,000 (2001 - $10,440,000; 2000 - $9,878,000).

NOTE 10 - GOODWILL AND OTHER INTANGIBLE ASSETS:

SFAS No. 142 requires that goodwill and other indefinite-life intangible assets be tested for impairment at least annually using a two-step process at each reporting unit level. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired, thus the second step of the impairment test is unnecessary. If needed, the second step consists of comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The Corporation uses the expected present value of future cash flows and market price multiples of comparable companies to determine the fair value of each reporting unit. The cost of equity used to discount the cash flows was calculated using the Capital Asset Pricing Model.

         The Corporation's management has defined the reporting units based on legal entity, which is the way that operating decisions are made and performance is measured. For presentation purposes, these reporting units have been aggregated by reportable segments based on the provisions of SFAS No. 131 "Segment Reporting." These segments have been defined as follows: Commercial Banking, Mortgage and Consumer Lending, Auto and Lease Financing and Other. All the operating segments and components that constitute reporting units were determined evaluating the nature of the products and services offered, types of customers, methods used to distribute their products and provide their services, and the nature of their regulatory environment, as well as other similar economic characteristics. Goodwill is assigned to each reporting unit at the time of acquisition, since the Corporation records the intangibles originated in the acquisition on the books of the entity acquired by using the practice of push down accounting.

         The changes in the carrying amount of goodwill for the year ended December 31, 2002, are as follows:

                                                            Mortgage           Auto
                                                              and              and
                                          Commercial        Consumer           Lease
(In thousands)                             Banking          Lending          Financing          Other            Total
                                          ----------        --------         ---------         -------          --------
Balance as of
 January 1, 2002                          $110,482           $8,349           $6,727           $52,284          $177,842
Goodwill acquired
 during the year                                              3,203                              2,225             5,428
Goodwill written-off
 during the year                                               (305)                                                (305)
                                          --------          -------           ------           -------          --------
Balance as of
 December 31, 2002                        $110,482          $11,247           $6,727           $54,509          $182,965
                                          ========          =======           ======           =======          ========

         As of December 31, 2002 and December 31, 2001, goodwill totaled $182,965,000 and $177,842,000, respectively. Goodwill written-off during 2002 was related to various branches of Popular Finance sold during the year.

         The following table reflects the components of other intangible assets subject to amortization as of December 31:

(In thousands)                                     2002                            2001
                                         -------------------------      ---------------------------
                                          Gross       Accumulated        Gross          Accumulated
                                          Amount      Amortization       Amount        Amortization
                                         -------      ------------      -------        ------------
Core deposits                            $87,739        $56,263         $85,033           $48,100
Credit-based customer
  relationships                            2,886            120           7,946             7,205
Other intangibles                            509            104             202                76
                                         -------        -------         -------           -------
Total                                    $91,134        $56,487         $93,181           $55,381
                                         =======        =======         =======           =======


                                                           2002 ANNUAL REPORT 53

POPULAR, INC.

         During the year ended December 31, 2002, the Corporation recognized $2,706,000 in core deposits associated with the purchase of various branches from a financial institution in Puerto Rico. This intangible asset has a weighted-average life of 10 years. Also, credit-based customer relationships with a gross amount of $7,946,000 were fully amortized during 2002.

         During the year ended December 31, 2002, the Corporation recognized $9,104,000 in amortization expense related to other intangible assets with definite lives, excluding the effect of goodwill amortization. This expense totaled $10,092,000 for the year ended December 31, 2001.

         The following table presents the estimated aggregate amortization expense of the intangible assets with definite lives that the Corporation has as of December 31, 2002, for each of the following fiscal years:

(In thousands)
--------------
   2003                                          $7,836
   2004                                           7,145
   2005                                           5,543
   2006                                           5,394
   2007                                           3,693
                                                  =====

         No significant events or circumstances have occurred that would reduce the fair value of any reporting unit below its carrying amount.

NOTE 11 - DEPOSITS:

Total interest bearing deposits as of December 31, consisted of:

(In thousands)                        2002              2001
                                  -----------        -----------
Savings deposits:
  Savings accounts                $ 5,101,026        $ 4,359,670
  NOW and money
   market accounts                  2,511,830          2,305,996
                                  -----------        -----------
                                    7,612,856          6,665,666
                                  -----------        -----------
Certificates of deposit:
  Under $100,000                    3,292,915          3,340,259
  $100,000 and over                 3,341,584          3,082,276
                                  -----------        -----------
                                    6,634,499          6,422,535
                                  -----------        -----------
                                  $14,247,355        $13,088,201
                                  ===========        ===========

         A summary of certificates of deposit by maturity as of December 31, 2002, follows:

(In thousands)
--------------
   2003                                      $3,877,399
   2004                                       1,106,676
   2005                                         622,448
   2006                                         440,852
   2007                                         508,133
   2008 and thereafter                           78,991
                                             ----------
                                             $6,634,499
                                             ==========

         At December 31, 2002, the Corporation had brokered certificates of deposit amounting to $855,834,000 (2001 - $751,661,000).

NOTE 12 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO
REPURCHASE:

The following table summarizes certain information on federal funds purchased and securities sold under agreements to repurchase as of December 31:

(In thousands)                                 2002            2001               2000
                                            ----------      ----------          ----------
Federal funds purchased                       $834,338      $  651,858          $  687,914
Securities sold under
 agreements to repurchase                    5,850,213       5,099,910           4,276,201
                                            ----------      ----------          ----------
Total amount outstanding                    $6,684,551      $5,751,768          $4,964,115
                                            ==========      ==========          ==========
Maximum aggregate balance
 outstanding at any month-end               $7,104,223      $6,015,631          $5,236,644
                                            ==========      ==========          ==========
Average monthly aggregate
 balance outstanding                        $5,763,812      $4,447,708          $4,585,945
                                            ==========      ==========          ==========
Weighted average interest rate:
  For the year                                    2.62%           4.42%               6.22%
  At December 31                                  2.36            2.41                6.74
                                            ==========      ==========          ==========

         The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the amortized cost and approximate market value of the collateral (including accrued interest) as of December 31, 2002 and 2001. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held for trading purposes or which have been obtained under agreements to resell:

POPULAR, INC.

                                                                                  2002
                                                 -----------------------------------------------------------------------
                                                                                                             Weighted
                                                 Repurchase        Amortized cost         Market value        average
                                                  liability        of collateral         of collateral     interest rate
                                                 ----------        --------------        -------------     -------------
                                                                          (Dollars in thousands)
U.S. Treasury
securities
 After 30  to 90 days                           $  229,773          $  228,501           $  231,771             1.73%
 After 90 days                                      50,852              52,383               52,383             6.67
                                                ----------          ----------           ----------             ----
                                                   280,625             280,884              284,154             2.61
                                                ----------          ----------           ----------             ----
Obligations of
other U.S.
Government
agencies and
corporations
 Within 30 days                                  1,467,010           1,630,599            1,655,631             1.65
 After 30 to 90 days                               856,344             877,985              887,242             1.50
 After 90 days                                     363,834             373,647              380,252             4.77
                                                ----------          ----------           ----------             ----
                                                 2,687,188           2,882,231            2,923,125             2.02
                                                ----------          ----------           ----------             ----
Mortgage - backed
securities
 Overnight                                          21,314              26,518               26,596             1.89
 Within 30 days                                     22,606              22,703               23,900             1.54
 After 30  to 90 days                               30,351              30,568               32,108             1.37
 After 90 days                                     103,684             110,195              115,257             4.12
                                                ----------          ----------           ----------             ----
                                                   177,955             189,984              197,861             3.06
                                                ----------          ----------           ----------             ----
Collateralized mortgage
obligations
 Within 30 days                                    579,705             576,974              578,783             1.46
 After 30 to 90 days                                44,748              46,223               47,271             4.84
 After 90 days                                     349,485             366,022              369,734             3.90
                                                ----------          ----------           ----------             ----
                                                   973,938             989,219              995,788             2.49
                                                ----------          ----------           ----------             ----
Loans
 Within 30 days                                    412,512             420,624              437,449             1.71
                                                ----------          ----------           ----------             ----
                                                $4,532,218          $4,762,942           $4,838,377             2.17%
                                                ==========          ==========           ==========             ====


                                                                                 2001
                                                 -----------------------------------------------------------------------
                                                                                                             Weighted
                                                Repurchase         Amortized cost         Market value        average
                                                 liability         of collateral         of collateral     interest rate
                                                ----------         --------------        -------------     -------------
                                                                          (Dollars in thousands)
U.S. Treasury
securities
 Overnight                                      $   79,123           $   79,781           $   79,813           0.55%
 Within 30 days                                    420,066              402,198              415,317           1.75
 After 90 days                                      76,313               78,721               81,414           6.32
                                                ----------           ----------           ----------           ----
                                                   575,502              560,700              576,544           2.18
                                                ----------           ----------           ----------           ----
Obligations of
other U.S.
Government
agencies and
corporations
 Within 30 days                                  1,607,223            1,646,909            1,643,437           1.95
 After 30 to 90 days                                52,014               51,915               53,145           1.88
 After 90 days                                     365,658              373,251              379,789           5.22
                                                ----------           ----------           ----------           ----
                                                 2,024,895            2,072,075            2,076,371           2.54
                                                ----------           ----------           ----------           ----
Mortgage - backed
securities
 Overnight                                          19,492               28,769               28,473           1.00
 Within 30 days                                     64,930               65,691               68,030           2.32
 After  90 days                                     78,602               86,399               88,086           4.96
                                                ----------           ----------           ----------           ----
                                                   163,024              180,859              184,589           3.43
                                                ----------           ----------           ----------           ----
Collateralized mortgage
obligations
 Within 30 days                                    625,130              553,430              653,180           1.90
 After 30 to 90 days                                40,217               41,452               41,452           1.84
 After 90 days                                     336,782              353,782              352,759           4.18
                                                ----------           ----------           ----------           ----
                                                 1,002,129              948,664            1,047,391           2.66
                                                ----------           ----------           ----------           ----
Loans
Within 30 days                                     295,693              304,790              326,074           2.50
                                                ----------           ----------           ----------           ----
                                                $4,061,243           $4,067,088           $4,210,969           2.55%
                                                ==========           ==========           ==========           ====


                                                           2002 ANNUAL REPORT 55

POPULAR, INC.

NOTE 13 - OTHER SHORT-TERM BORROWINGS:

Other short-term borrowings as of December 31, consisted of:

(Dollars in thousands)                                                   2002               2001
                                                                     ----------         ----------
Advances under credit facilities:
  -with fixed interest rates ranging from 1.76% to 1.78%
   at December 31, 2002 (2001- 1.73% to 2.06%)                         $500,000           $350,000
Commercial paper at rates ranging from 1.12% to 2.47%
  (2001 - 2.00% to 3.85%)                                               253,041            301,415
Term notes paying interest quarterly at floating
  interest rates of 0.62% over the 3-month LIBOR
  rate (3-month LIBOR rate at December 31, 2002
  was 1.38%)                                                             25,000
Term notes paying interest monthly at rates ranging
  from 1.63% to 2.00%                                                    85,202
Term funds purchased at rates ranging from 1.36%
  to 2.88% (2001 - 1.82% to 3.65%)                                      840,000          1,175,380
Others                                                                      319                447
                                                                     ----------         ----------
                                                                     $1,703,562         $1,827,242
                                                                     ==========         ==========

         The weighted average interest rate of other short-term borrowings at December 31, 2002 was 1.71% (2001 - 2.24%; 2000 - 6.74%). The maximum aggregate balance outstanding at any month-end was approximately $2,573,355,000 (2001 - $3,164,520,000; 2000 - $4,369,212,000). The average aggregate balance outstanding during the year was approximately $2,023,200,000 (2001 - $2,806,598,000; 2000 - $3,346,151,000). The weighted average interest rate during the year was 1.69% (2001 - 4.73%; 2000 - 6.65%).

         At December 31, 2002, the Corporation had $814,768,000 in approved lines of credit with the Federal Home Loan Bank (2001 - $1,568,755,000), of which $484,768,000 remained unused at the end of 2002 (2001 - $743,000,000). The
FHLB advances are secured by securities and mortgages under a collateral agreement. The Corporation also had $18,223,590,000 in other credit facilities, which include fed funds lines, Federal Reserve Bank discount window and other financial institutions' regular credit lines with other banks (2001 - $6,248,000,000) of which $12,236,507,000 remained unused at the end of 2002
(2001 - $4,421,362,000).

NOTE 14 - NOTES PAYABLE:

Notes payable outstanding at December 31, consisted of the following:

(Dollars in thousands)                                                                   2002             2001
                                                                                      ----------       ----------
Advances under credit facilities:
  -maturities ranging from 2003 through 2004
   paying interest monthly at fixed rates ranging
   from 3.44% to 5.20% (2001 - 3.44% to 6.88%)                                        $  180,000       $  230,000
  -maturing in 2002, paying interest quarterly at
   a floating interest rate of 0.10% under the 3-month
   LIBOR (3-month LIBOR rate at December 31, 2001
   was 1.88%)                                                                                              75,000
Term notes with maturities ranging from 2003
  through 2006 paying interest semiannually at
  fixed rates ranging from 4.80% to 7.43%
  (2001 - 6.07% to 8.13%)                                                              1,385,663        1,337,140
Term notes with maturities ranging from 2003
  through 2004 paying interest quarterly at
  rates ranging from 0.13% to 1.65% over the
  3-month LIBOR rate (3-month LIBOR rate at
  December 31, 2002 was 1.38%; 2001 - 1.88%)                                             526,710        1,002,863
Term notes with maturities ranging from 2003
  through 2030 paying interest monthly at fixed
  rates ranging from 5.15% to 7.62% (2001 - 3.00% to
  7.62%)                                                                                  97,066          206,992
Term notes maturing in 2002 paying interest monthly
  at a floating interest rate of 0.25% under the 1-month
  LIBOR rate (1-month LIBOR rate at December 31, 2001
  was 1.87%)                                                                                               14,906
Promissory notes with maturities ranging from 2003 through 2005 with floating interest rates ranging from 85% to 92% of the 3-month LIBID rate (3-month
  LIBID rate at December 31, 2002 was 1.25%;
  2001 - 1.75%)                                                                          180,000          210,000
Promissory notes with maturities until 2003 paying
  interest at a fixed rate of 6.35%                                                        8,400            8,400
Secured borrowings with maturities until 2032
  paying interest monthly at fixed
  rates ranging from 3.63% to 7.03% (2001 - 4.20% to
  6.68%)                                                                                 761,398          189,460
Secured borrowings with maturities until 2032
  paying interest monthly at floating rates subject
  to the 1-month LIBOR rate, ranging from 1.96% to 2.15%
  (1-month LIBOR rate at December 31, 2002 was 1.38%;
  2001 - 1.87%)                                                                        1,151,532          452,279
Mortgage notes and other debt                                                              8,084            8,091
                                                                                      ----------       ----------
                                                                                      $4,298,853       $3,735,131
                                                                                      ==========       ==========

NOTE 15 - SUBORDINATED NOTES:

Subordinated notes at December 31, 2002 and 2001, consisted of $125,000,000 issued by the Corporation on December 12, 1995, maturing on December 15, 2005, with interest payable semiannually at 6.75%. The notes issued by the Corporation are unsecured obligations which are subordinated in right of payment to the prior payment in full of all present and future senior indebtedness of the Corporation. These notes do not provide for any sinking fund.

POPULAR, INC.

NOTE 16 - PREFERRED BENEFICIAL INTEREST IN POPULAR NORTH AMERICA'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES GUARANTEED BY THE CORPORATION:

On February 5, 1997, BanPonce Trust I, a statutory business trust created under the laws of the State of Delaware that is wholly-owned by Popular North America, Inc. (PNA) and indirectly wholly-owned by the Corporation, sold to institutional investors $150,000,000 of BanPonce Trust I's 8.327% Capital Securities Series A (liquidation amount $1,000 per Capital Security) through certain underwriters. The proceeds of the issuance, together with the proceeds of the purchase by PNA of $4,640,000 of BanPonce Trust I's 8.327% common securities (liquidation amount $1,000 per common security) were used to purchase $154,640,000 aggregate principal amount of PNA 8.327% Junior Subordinated Deferrable Interest Debentures, Series A (the "Junior Subordinated Debentures"). As of December 31, 2002, the Corporation had reacquired $6,000,000 of the capital securities. BanPonce Trust I is a 100% owned finance subsidiary of the Corporation. The capital securities qualify as Tier 1 capital, are fully and unconditionally guaranteed by the Corporation, and are presented in the Consolidated Statements of Condition as "Preferred Beneficial Interest in Popular North America's Junior Subordinated Deferrable Interest Debentures Guaranteed by the Corporation." The obligations of PNA under the Junior Subordinated Debentures and its guarantees of the obligations of BanPonce Trust I are fully and unconditionally guaranteed by the Corporation. The assets of BanPonce Trust I consisted of $148,640,000 of Junior Subordinated Debentures at December 31, 2002 (December 31, 2001 - $154,640,000) and a related accrued interest receivable of $4,126,000 (December 31, 2001 - $4,292,000). The Junior Subordinated Debentures mature on February 1, 2027; however, under certain circumstances, the maturity of the Junior Subordinated Debentures may be shortened (which shortening would result in a mandatory redemption of the Capital Securities).

NOTE 17 - LONG-TERM DEBT MATURITY REQUIREMENTS:

The aggregate amounts of maturities of notes payable, capital securities and subordinated notes were as follows:

                            Notes             Capital       Subordinated
   Year                    payable          Securities         notes          Total
------------             ----------         ----------      ------------   ----------
                                   (In thousands)
  2003                   $1,313,292                                        $1,313,292
  2004                      770,176                                           770,176
  2005                      424,790                          $125,000         549,790
  2006                    1,090,280                                         1,090,280
  2007                      150,793                                           150,793
Later years                 549,522          $144,000                         693,522
                         ----------          --------        --------      ----------
 Total                   $4,298,853          $144,000        $125,000      $4,567,853
                         ==========          ========        ========      ==========

NOTE 18 - EARNINGS PER COMMON SHARE:

The following table sets forth the computation of earnings per common share and diluted earnings per common share for the year ended December 31:

(In thousands, except share information)                   2002                2001              2000
----------------------------------------              -------------       -------------       ------------
Net income                                            $     351,932       $     304,538       $    276,103
Less: Preferred stock dividends                               2,510               8,350              8,350
                                                      -------------       -------------       ------------
Net income applicable to common stock                 $     349,422       $     296,188       $    267,753
                                                      =============       =============       ============
Average common shares outstanding                       133,915,082         136,238,288        135,907,476
Average potential common shares -
  stock options                                                                     182
                                                      -------------       -------------       ------------
Average common shares outstanding -
  assuming dilution                                     133,915,082         136,238,470        135,907,476
                                                      =============       =============       ============
Basic earnings per common share                       $        2.61       $        2.17       $       1.97
                                                      =============       =============       ============
Diluted earnings per common share                     $        2.61       $        2.17       $       1.97
                                                      =============       =============       ============

         Potential common shares consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock option plan, using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise in addition to the amount of compensation cost attributed to future services are used to purchase common stock at the exercise date. The difference between the number of potential shares issued and the shares purchased will be added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share.

         Options with an exercise price greater than the average market price of the Corporation's common stock are antidilutive and, therefore, are not included in the computation of diluted earnings per common share. During 2002 there were 433,555 weighted-average antidilutive stock options outstanding (2001 - 8,554). No dilutive potential common shares were outstanding during the years ended December 31, 2001 and 2000.

NOTE 19 - STOCKHOLDERS' EQUITY:

The Corporation has 180,000,000 shares of authorized common stock with par value of $6 per share. At December 31, 2002, there were 139,133,156 (2001 - 138,749,647) shares issued and 132,439,047 shares outstanding (2001 - 136,362,364). As of December 31, 2002, the Corporation had 6,694,109 shares (2001 -2,387,283) in treasury stock at a total cost of $205,210,000 (2001 -
$66,136,000).

         The Corporation has a dividend reinvestment plan under which stockholders may reinvest their quarterly dividends in shares of common stock at a 5% discount from the market price at the time of issuance. During 2002, shares totaling 383,301 (2001 - 356,831; 2000 - 449,203), equivalent to $11,157,000
(2001 - $9,702,000; 2000 - $9,823,000) in additional equity were issued under the plan.

         The Corporation has 10,000,000 shares of authorized preferred stock with no par value. This stock may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation had 4,000,000 shares issued and outstanding of its 8.35% noncumulative monthly income Series A preferred stock as of December 31, 2001. Effective January 22, 2002,


                                                           2002 ANNUAL REPORT 57

POPULAR, INC.

the Corporation redeemed the outstanding preferred stock at a redemption price of $25.6276 per share, which consisted of the redemption price of $25.50 plus an amount representing accrued and unpaid dividends.

         The Corporation's average number of common shares outstanding used in the computation of net income per common share was 133,915,082 in 2002 (2001 - 136,238,288; 2000 -135,907,476). During the year 2002, cash dividends of $0.80
(2001 - $0.76; 2000 - $0.64) per common share outstanding amounting to $106,709,000 (2001 - $103,546,000; 2000 - $86,972,000) were declared. In addition, dividends declared on preferred stock amounted to $510,000 (2001 - $8,350,000; 2000 - $8,350,000).

         The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR's net income for the year be transferred to a legal surplus account until such surplus equals total paid-in capital. The surplus account is not available for payment of dividends to shareholders. No transfer to the legal surplus account was necessary in 2001 and 2002.

         On February 26, 2003, the Corporation announced the closing of a public offering of 6,500,000 shares of its 6.375% noncumulative monthly income preferred stock, Series A, at a price of $25 per share. The Corporation also granted the underwriters an option to purchase up to an additional 975,000 shares at the same price for a period of 30 days to cover over-allotments. The net proceeds to the Corporation, after the underwriting discounts and expenses, are estimated to be $157,000,000 if the over-allotment option is not exercised and $181,000,000 if it is fully exercised. This issuance increases stockholders' equity, qualifies as Tier 1 capital for regulatory capital requirements and will impact the net income applicable to common stock in future earnings per common share computations.

NOTE 20 - REGULATORY CAPITAL REQUIREMENTS:

The Corporation is subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Bank and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. All banks are required to have core capital (Tier I) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier I leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank's classification. The regulations also define well-capitalized levels of Tier I, total capital and Tier I leverage of 6%, 10% and 5%, respectively. Management has determined that as of December 31, 2002, the Corporation exceeded all capital adequacy requirements to which it is subject.

         As of December 31, 2001, the Corporation's preferred stock totaling $100,000,000 was excluded from Tier I and Total Capital as a result of its redemption on January 22, 2002.

         As of December 31, 2002, BPPR and BPNA were well capitalized under the regulatory framework for prompt corrective action, and there are no conditions or events since that date that management believes have changed the institutions' category.

         The Corporation's actual ratios and amounts of total risk-based capital, Tier I risk-based capital and Tier I leverage, as of December 31, were as follows:

(Dollars in thousands)                                              Regulatory requirements
----------------------                            --------------------------------------------------------
                                                              Actual                         Actual
                                                    Amount              Ratio          Amount        Ratio
                                                  ----------            -----        ----------      -----
                                                              2002                         2001
                                                  ---------------------------        ---------------------
Total Capital
 (to Risk-Weighted Assets):
Consolidated                                      $2,400,558            11.52%       $2,179,518       11.74%
BPPR                                               1,413,878            11.19         1,325,724       11.56
BPNA                                                 489,070            11.63           444,011       11.04

Tier I Capital
 (to Risk-Weighted Assets):
Consolidated                                      $2,054,027             9.85%       $1,849,305        9.96%
BPPR                                               1,254,687             9.93         1,181,331       10.31
BPNA                                                 436,264            10.37           393,493        9.79

Tier I Capital
 (to Average Assets):
Consolidated                                      $2,054,027             6.19%       $1,849,305       6.46%
BPPR                                               1,254,687             5.81         1,181,331       6.26
BPNA                                                 436,264             7.92           393,493       7.27
                                                  ----------             ----        ----------       ----

NOTE 21 - SERVICING ASSETS:

The changes in servicing assets for the years ended December 31, were as follows:

(In thousands)                                        2002              2001             2000
--------------                                     ---------         ---------         ---------
Balance at beginning of year                       $  43,665         $  40,116         $  33,866
Rights originated                                     14,895            12,957            14,404
Rights purchased                                       2,824             1,364               697
Amortization                                         (11,557)          (10,772)           (8,851)
                                                   ---------         ---------         ---------
Balance at end of year                                49,827            43,665            40,116
Less: Valuation allowance                              1,991               649               562
                                                   ---------         ---------         ---------
Balance at end of year,
 net of valuation allowance                        $  47,836         $  43,016         $  39,554
                                                   =========         =========         =========

         Total loans serviced for others were $5,934,968,000 at December 31, 2002 (2001- $5,112,914,000). The estimated fair value of capitalized servicing rights was $64,449,000 at December 31, 2002 (2001 - $58,198,000).

         The activity in the valuation allowance for impairment of recognized servicing assets for the years ended December 31, was as follows:

(In thousands)                        2002     2001     2000
--------------                      -------    ----     ----
Balance at beginning of year        $   649    $562     $ 14
Additions charged to operations       1,342      87      548
                                    -------    ----     ----
Balance at end of year              $ 1,991    $649     $562
                                    =======    ====     ====

POPULAR, INC.

NOTE 22 - SALES OF RECEIVABLES:

During the years ended December 31, 2002 and 2001, the Corporation retained servicing responsibilities and other subordinated interests on various securitization transactions and whole loan sales of residential mortgage and commercial loans.

         In the course of certain residential mortgage and commercial whole loan sales in 2002 and 2001, the Corporation retained subordinated interests, including retained servicing responsibilities. The retained interests are subject to prepayment, credit and interest rate risks on the transferred financial assets. During 2002 and 2001, the Corporation also retained servicing assets on residential mortgage loans securitized in the form of trading and investment securities. Pretax gains of $39,057,000 and $28,598,000 were realized on these securitization transactions and the whole loan sales involving retained interests, which took place in 2002 and 2001, respectively.

         During 2002 and 2001, the Corporation also participated in various securitization transactions, which did not meet the SFAS No. 140 criteria for sale accounting, as such these transactions were accounted for as secured borrowings.

         The Corporation receives average annual servicing fees based on a percentage of the outstanding loan balance. In 2002, those average fees ranged from 0.33 to 0.50 percent for mortgage loans (2001 - 0.35% to 0.50%) and 1.0 percent for loans guaranteed by the Small Business Administration (SBA) (2001 - 1.0%).

         Valuation methodologies used in determining the fair value of the retained interests, including servicing assets and interest-only securities, are disclosed in Note 1 to the consolidated financial statements.

         Key economic assumptions used in measuring the retained interests at the date of the securitization and whole loan sales completed during the years ended December 31, 2002, and 2001, were as follows:

                                               Residential Mortgage        SBA
                                                        Loans              Loans
                                                2002          2001         2002
                                                ----          ----         ----
Prepayment speed                                17.3%         18.1%        17.5%
Weighted average life (in years)                10.2          10.1          3.7
Expected credit losses                            --            --           --
Discount rate                                    9.0%          9.0%          15%
                                                ----          ----         ----

         At December 31, 2002, key economic assumptions and the sensitivity of the current value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions for retained interests as of the end of the year are as follows:

                                                     Residential
(Dollars in thousands)                              Mortgage Loans              SBA Loans
----------------------                              --------------            -------------
Carrying amount of retained interests               $      66,537             $       1,042
Fair value of retained interests                    $      83,150             $       1,042
Weighted average life (in years)                       8.6 - 11.8                 2.1 - 3.7
Prepayment Speed Assumption (annual rate)            21.7% - 23.2%             17.5% - 25.0%
  Impact on fair value of 10% adverse change        $      (3,897)            $         (93)
  Impact on fair value of 20% adverse change        $      (7,500)            $        (174)
Expected Credit Losses (annual rate)                    0% - 0.35%                       --
  Impact on fair value of 10% adverse change        $      (1,260)                       --
  Impact on fair value of 20% adverse change        $      (2,323)                       --
Discount rate (annual rate)                             9% - 11.5%             10.0% - 15.0%
  Impact on fair value of 10% adverse change        $      (3,018)            $         (32)
  Impact on fair value of 20% adverse change        $      (5,779)            $         (62)

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

         The cash flows received from and paid to securitization trusts for the year ended December 31, were as follows:

(In thousands)                          2002               2001
--------------                        -------            -------
Servicing fees received               $ 1,632            $ 2,122
Servicing advances                     (7,484)            (2,578)
Repayment of servicing
  advances                                829                271
Other cash flows received
  on retained interests                 1,455              4,856
                                      =======            =======

         The expected credit losses for the residential mortgage loans securitized/sold during the year ended December 31, 2002, are estimated at rates ranging from 0.0% to 0.35% for 2003 and 2004. No credit losses are anticipated on the retained servicing assets derived from the sale of SBA loans since the participation sold is fully guaranteed by the SBA.

         Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation for the year ended December 31, 2002, follows:

                                            Total principal      Principal amount
                                           amount of loans,       60 days or more       Net credit
(In thousands)                             net of unearned            past due            losses
--------------                             ----------------      -----------------      ----------
Loans (owned and managed):
 Commercial                                  $ 8,146,215             $170,439            $ 65,535
 Lease financing                                 886,731               19,406              13,953
 Mortgage                                      9,313,116              418,683              16,242
 Consumer                                      3,099,550               83,216              78,257
Less:
  Loans securitized / sold                    (1,863,493)
  Loans held-for-sale                         (1,092,927)
                                              -----------            --------            --------
Loans held in portfolio                       $18,489,192            $691,744            $173,987
                                              ===========            ========            ========


                                                           2002 ANNUAL REPORT 59

POPULAR, INC.

NOTE 23 - INTEREST ON INVESTMENTS:

Interest on investments for the year ended December 31, consisted of the following:

(In thousands)                                        2002            2001             2000
-------------                                      ---------        ---------        ---------
Money market investments:
 Federal funds sold and securities
  purchased under agreements to resell             $  31,714        $  46,477        $  61,238
 Time deposits with other banks                          766            1,083            1,062
 Other                                                    25               50               56
                                                   ---------        ---------        ---------
                                                   $  32,505        $  47,610        $  62,356
                                                   =========        =========        =========
Investment securities:
 U.S. Treasury securities                          $  26,121        $  43,363        $ 110,655
 Obligations of other U.S.
  Government agencies
  and corporations                                   280,362          277,063          233,116
 Obligations of Puerto Rico,
  States and political subdivisions                    9,370            6,460            7,834
 Collateralized mortgage obligations                  73,792           87,956           90,847
 Mortgage-backed securities                           39,044           35,553           32,330
 Other                                                17,236           22,949           11,416
                                                   ---------        ---------        ---------
                                                   $ 445,925        $ 473,344        $ 486,198
                                                   =========        =========        =========

NOTE 24 - EMPLOYEE BENEFITS:

Pension and benefit restoration plans

All regular employees of BPPR and BPNA are covered by a noncontributory defined benefit pension plan. Pension benefits begin to vest after one year of service and are based on age, years of credited service and final average compensation, as defined. At December 31, 2002, plan assets consisted primarily of U.S. Government obligations, high grade corporate bonds and listed stocks, including 1,372,860 shares (2001 - 5,672,860) of the Corporation's stock with a market value of approximately $46,403,000 (2001 - $164,967,000). Dividends paid on shares of the Corporation's stock held by the plan during 2002 amounted to $2,818,000 (2001 - $4,311,000). In May 2002, the Corporation repurchased
4,300,000 shares of its common stock from Banco Popular Retirement Plan.

         BPPR and BPNA also have supplementary pension and profit sharing plan for those employees whose compensation exceeds the limits established by ERISA.

         The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31:

                                                                      Benefit
                                                 Pension Plan     Restoration Plan       Total
                                                 ------------     ----------------     ---------
                                                                     2002
                                                 -----------------------------------------------
                                                        (In thousands)
Change in benefit obligation:
 Benefit obligation
   at beginning of year                            $ 349,902         $  11,373         $ 361,275
 Service cost                                         12,823               511            13,334
 Interest cost                                        25,304               789            26,093
 Plan amendment                                        1,472            (1,472)
 Curtailment                                            (170)                               (170)
 Actuarial loss (gain)                                42,632              (401)           42,231
 Benefits paid                                       (19,936)              (21)          (19,957)
                                                   ---------         ---------         ---------
 Benefit obligations
   at end of year                                    412,027            10,779           422,806
                                                   =========         =========         =========
Change in plan assets:
 Fair value of plan assets
   at beginning of year                              425,858                             425,858
 Actual return on plan assets                         (5,741)                6            (5,735)
 Employer contributions                                  254             6,600             6,854
 Benefits paid                                       (19,936)                            (19,936)
                                                   ---------         ---------         ---------
 Fair value of plan assets at
   end of year                                       400,435             6,606           407,041
                                                   =========         =========         =========
Unfunded status                                      (11,592)           (4,173)          (15,765)
Unrecognized net asset                                (5,783)                             (5,783)
Unrecognized net prior
   service cost (benefit)                              7,345            (1,167)            6,178
Unrecognized net actuarial
    loss                                              49,933             3,004            52,937
                                                   ---------         ---------         ---------
Prepaid (accrued) pension
   cost                                               39,903            (2,336)           37,567
                                                   =========         =========         =========
Amount recognized in the
   statement of financial
   condition consists of:
 Prepaid benefit cost                                 41,788                              41,788
 Accrued benefit liability                            (1,885)           (2,336)           (4,221)
                                                   ---------         ---------         ---------
 Net amount recognized                             $  39,903         ($  2,336)        $  37,567
                                                   =========         =========         =========

POPULAR, INC.


                                                                  Benefit
                                         Pension Plan         Restoration Plan               Total
                                        -------------------------------------------------------------
                                                                    2001
                                        -------------------------------------------------------------
Change in benefit obligation:                                  (In thousands)
 Benefit obligation
   at beginning of the year               $ 319,549                $ 11,359                $ 330,908
 Service cost                                11,097                     686                   11,783
 Interest cost                               22,657                     824                   23,481
 Plan amendment                               1,223                                            1,223
 Actuarial loss                              11,695                     506                   12,201
 Benefits paid                              (16,319)                    (14)                 (16,333)
                                          ---------                --------                ---------
 Benefit obligation
   at end of year                           349,902                  13,361                  363,263
                                          =========                ========                =========
Change in plan assets:
 Fair value of plan assets
   at beginning of the year                 426,932                                          426,932
 Actual return on plan assets                14,707                                           14,707
 Employer contributions                         538                                              538
 Benefits paid                              (16,319)                                         (16,319)
                                          ---------                --------                ---------
 Fair value of plan assets at
   end of year                              425,858                                          425,858
                                          =========                ========                =========
Funded (unfunded) status                     75,956                 (13,361)                  62,595
Unrecognized net asset                       (8,244)                                          (8,244)
Unrecognized net prior
   service cost                               6,440                     358                    6,798
Unrecognized net actuarial
    (gain) loss                             (33,833)                  5,281                  (28,552)
                                          ---------                --------                ---------
Prepaid (accrued) pension
 cost                                        40,319                  (7,722)                  32,597
                                          =========                ========                =========
Amount recognized in the
   statement of financial
   condition consists of:
 Prepaid benefit cost                        41,421                                           41,421
 Accrued benefit liability                   (1,102)                 (8,080)                  (9,182)
 Intangible assets                                                      358                      358
                                          ---------                --------                ---------
Net amount recognized                     $  40,319                $ (7,722)               $  32,597
                                          =========                ========                =========


                                                                  Benefit
Weighted average                   Pension Plan              Restoration Plan
assumptions as of            -----------------------      ----------------------
December 31:                 2002     2001      2000      2002     2001     2000
                             ----     ----      ----      ----     ----     ----
 Discount rate               6.50%    7.00%     7.25%     6.50%    7.00%    7.25%
 Expected return on
   plan assets               8.50%    8.50%     8.50%
 Rate of compensation        3.5 to   3.5 to    3.5 to    3.5 to   3.5 to   3.5 to
   increase                  7.5%     7.5%      7.5%      7.5%     7.5%     7.5%
                             ----     ----      ----      ----     ----     ----


                                   Pension Plan                      Restoration Plan
                        ----------------------------------     ----------------------------
                           2002        2001         2000         2002       2001      2000
                        --------     --------     --------     -------     ------    ------
Components of net                                   (In thousands)
  periodic pension cost:
Service cost            $ 12,823     $ 11,097     $  9,468     $   511     $  686    $  580
Interest cost             25,304       22,657       21,369         789        824       717
Expected return
  on plan assets         (35,421)     (35,677)     (36,646)       (307)
Amortization of
  asset obligation        (2,461)      (2,461)      (2,461)
Amortization of
  prior service cost         565          510          455          53         53        53
Amortization of
  net (gain) loss                      (2,340)      (7,578)        189        358       323
                        --------     --------     --------     -------     ------    ------
Net periodic
  cost (benefit)             810       (6,214)     (15,393)      1,235      1,921     1,673
Curtailment gain            (139)
                        --------     --------     --------     -------     ------    ------
Total cost (benefit)    $    671     $ (6,214)    $(15,393)    $ 1,235     $1,921    $1,673
                        ========     ========     ========     =======     ======    ======

Retirement and savings plan

The Corporation also provides contributory retirement and savings plans pursuant to Section 1165 (e) of the Puerto Rico Internal Revenue Code and Section 401 (k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of Popular Securities, Equity One, Banco Popular North America, Popular Finance, Popular Auto, Popular Insurance, Popular Mortgage, GM Group, Banco Popular, National Association and Popular Cash Express. Employer contributions are determined based on specific provisions of each plan. The cost of providing this benefit in 2002 was $8,658,000 (2001 - $5,865,000; 2000 -
$5,444,000).

         The Corporation also has a contributory savings plan available to employees of BPPR. Employees are fully vested in the employer's contribution after five years of service. Total savings plan expense was $973,000 in 2002 (2001 - $1,003,000; 2000 - $988,000). The savings plan held 2,338,854 (2001 -
2,190,994; 2000 - 1,590,695) shares of common stock of the Corporation with a market value of approximately $79,053,000 at December 31, 2002 (2001 - $63,714,000; 2000 - $41,855,000).

Postretirement health care benefits

         In addition to providing pension benefits, BPPR provides certain health care benefits for retired employees. Substantially all of the employees of BPPR who are eligible to retire under the pension plan, and provided they reach retirement age while working for BPPR, may become eligible for these benefits.

         The status of the Corporation's unfunded postretirement benefit plan at December 31, was as follows:

                                                           2002 ANNUAL REPORT 61

POPULAR, INC.



(In thousands)                                 2002            2001
                                             ---------       ---------
Change in benefit obligation:
 Benefit obligation at beginning
    of the year                              $ 105,848       $  90,907
 Service cost                                    2,987           2,800
 Interest cost                                   9,160           6,426
 Plan amendment                                                   (168)
 Benefits paid                                  (6,065)         (4,375)
 Actuarial loss                                 33,691          10,258
                                             ---------       ---------
 Benefit obligation at end of year           $ 145,621       $ 105,848
                                             =========       =========
Change in plan assets:
 Unfunded status                             $(145,621)      $(105,848)
 Unrecognized net prior service benefit         (7,136)         (7,943)
 Unrecognized net actuarial loss                47,335          15,848
                                             ---------       ---------
 Accrued benefit cost                        $(105,422)      $ (97,943)
                                             =========       =========

         The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 2002 was 6.50% (2001 - 7.00%).

         The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

(In thousands)                               2002          2001          2000
                                           --------       -------       -------
Service cost                               $  2,987       $ 2,800       $ 2,455
Interest cost                                 9,160         6,426         6,212
Amortization of prior service benefit          (807)         (799)         (696)
Amortization of net loss                      2,204
                                           --------       -------       -------
Net periodic benefit cost                  $ 13,544       $ 8,427       $ 7,971
                                           ========       =======       =======


         For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease 1% annually to 5% in 2007 and remain at that level thereafter. The Plan assumes that the cost will be capped to 3% of the annual health care cost increase affecting only those employees retiring after February 1, 2001.

         Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                     1-Percentage     1-Percentage
                                   Point Increase    Point Decrease
                                   --------------    --------------

Effect on total service cost and
 interest cost components             $  639,000      $  (550,000)
Effect on postretirement
 benefit obligation                   $9,730,000      $(8,367,000)
                                      ----------      -----------

Profit sharing plan

BPPR also has a profit sharing plan covering substantially all regular employees. Annual contributions are determined based on the bank's profitability ratios, as defined in the plan, and are deposited in trust. Profit sharing expense for the year, including the cash portion paid annually to employees which represented 50% of the expense, amounted to $21,219,000 in 2002 (2001 - $15,455,000; 2000 - $18,234,000).

NOTE 25 - STOCK OPTION PLAN:

The Corporation has a Stock Option Plan, which permits the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. Any employee or director of the Corporation or any of its subsidiaries is eligible to participate in the plan. The Board of Directors has the absolute discretion to determine the individuals eligible to participate in the plan. This plan provides for the issuance of Popular, Inc.'s common stock at a price equal to its fair market value at the grant date, subject to certain plan provisions. The aggregate number of shares of common stock, which may be issued under the plan, is limited to 5,000,000 shares, subject to adjustment for stock splits, recapitalizations and similar events. The shares are to be made available from authorized but unissued shares of common stock or treasury stock. The maximum option term is generally ten years from the date of grant. Unless an option agreement provides otherwise, all options granted are 20% exercisable after the first year and an additional 20% is exercisable after each subsequent year. The exercise price of each option is equal to the market price of the Corporation's stock on the date of grant.

In 2002, the Corporation opted to use the fair value method of recording stock options as described in SFAS No. 123 "Accounting for Stock-Based Compensation," which is considered the preferable accounting method for stock-based compensation. All future stock option grants will be expensed over the stock option vesting period based on the fair value at the date the options are granted.

Previously, as permitted by SFAS No. 123, the Corporation measured compensation cost for this plan based on APB No. 25 "Accounting for Stock Issued to Employees." Had the recognition provisions of SFAS No. 123 been applied to such grants during 2001, there would have been no change in the related earnings per share.

The Corporation recognized $957,000 in stock options expense for the year ended December 31, 2002 as a result of the aforementioned change in accounting method.

The following table presents information on stock options as of December 31, 2002:

                                 Weighted-                                       Weighted
                                 Average                                         Average
   Exercise                      Exercise         Weighted-                      Exercise
    Price                        Price of          Average                       Price of
    Range           Options       Options         Remaining        Options       Options
  per Share       Outstanding   Outstanding     Life in Years    Exercisable    Exercisable
  ---------       -----------   -----------     -------------    -----------    -----------
$28.78 - $35.65     445,075       $29.25            9.12           22,529         $29.55
======   ======     =======       ======            ====           ======         ======

POPULAR, INC.



The following table summarizes the stock option activity and related information:

                                           Options        Weighted-Average
                                         Outstanding       Exercise Price
                                         -----------       --------------
Balance at January 1, 2001                      --                  --
Granted                                     26,416           $   31.39
Exercised                                       --                  --
Forfeited                                       --                  --
                                          --------           ---------
Outstanding at December 31, 2001            26,416               31.39
Granted                                    423,647               29.11
Exercised                                     (199)              32.60
Forfeited                                   (4,789)              28.84
                                          --------           ---------
Outstanding at December 31, 2002           445,075           $   29.25
                                          ========           =========

The fair value of these options was estimated on the date of the grants using the Black-Scholes Option Pricing Model. The weighted average assumptions used for the grants issued during 2002 were an expected dividend yield of 2.16%, an expected life of options of 10 years, an expected volatility of 26.48% and a risk-free interest rate of 4.91%. The weighted-average fair value of options granted during 2002 was $9.80 per option. The weighted average assumptions used for the grants issued during 2001 were an expected dividend yield of 2.31%, an expected life of 10 years, an expected volatility of 30.62% and a risk-free interest rate of 5.05%. The weighted-average fair value of options granted during 2001 was $11.43 per option.

NOTE 26 - RENTAL EXPENSE AND COMMITMENTS:

At December 31, 2002, the Corporation was obligated under a number of noncancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

                         Minimum        Sublease
       Year             payments        rentals         Net
       ----             --------        --------      --------
                                      (In thousands)
      2003              $ 35,025         $2,466       $ 32,559
      2004                30,505          1,535         28,970
      2005                24,953          1,245         23,708
      2006                20,401            782         19,619
      2007                18,107            468         17,639
      Later years         96,102                        96,102
                        --------         ------       --------
                        $225,093         $6,496       $218,597
                        ========         ======       ========

         Total rental expense for the year ended December 31, 2002, was $45,823,000 (2001 - $42,529,000; 2000 - $39,331,000).

NOTE 27 - INCOME TAX:

The components of income tax expense for the years ended December 31, are summarized below. Included in these amounts are income taxes of $(469,000) in 2002 (2001 - $2,094,000; 2000 - $2,490,000), related to net losses or gains on securities transactions.

(In thousands)                      2002           2001           2000
                                 ---------      ---------      ---------
Current income tax expense:
Puerto Rico                      $  92,110      $  99,811      $  93,352
Federal and States                  52,095         35,588         17,622
                                 ---------      ---------      ---------
Subtotal                           144,205        135,399        110,974
                                 ---------      ---------      ---------
Deferred income tax benefit:
Puerto Rico                        (12,548)       (11,968)        (7,577)
Federal and States                 (14,402)       (18,151)        (2,600)
Subtotal                           (26,950)       (30,119)       (10,177)
                                 ---------      ---------      ---------
Total income tax expense         $ 117,255      $ 105,280      $ 100,797
                                 =========      =========      =========

         The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory rate in Puerto Rico, were as follows:

                                      2002                      2001                    2000
                               ---------------------    --------------------     ---------------------
                                              %of                      %of                       %of
                                             pre-tax                 pre-tax                   pre-tax
(Dollars in thousands)           Amount      income       Amount      income       Amount      income
                               ---------    --------    ---------    -------     ---------     -------
Computed income tax at
  statutory rates              $ 183,080       39%      $ 159,554       39%      $ 146,542       39%
Benefits of net tax exempt
  interest income                (71,696)     (15)        (58,741)     (14)        (46,164)     (12)
Federal, States taxes
  and other                        5,871        1           4,467        1             419
                               ---------      ---       ---------      ---       ---------      ---
Income tax expense             $ 117,255       25%      $ 105,280       26%      $ 100,797       27%
                               =========      ===       =========      ===       =========      ===

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation's deferred tax assets and liabilities at December 31, were as follows:

(In thousands)                                             2002         2001
                                                         --------     --------
Deferred tax assets:
Tax credits available for carryforward                   $ 12,071     $ 14,060
Net operating loss carryforward available                   2,071        2,025
Postretirement and pension benefits                        29,308       26,139
Allowance for loan losses                                 143,335      129,491
Unrealized loss on derivatives                             15,990        6,292
Other temporary differences                                45,873       32,797
                                                         --------     --------
   Total gross deferred tax assets                        248,648      210,804
                                                         --------     --------
Deferred tax liabilities:
Differences between the assigned
   values and the tax bases of assets
   and liabilities recognized in purchase
   business combinations                                    4,486        4,875
Unrealized net gain on securities available-for-sale       54,985       27,861
Other temporary differences                                25,965       20,516
                                                         --------     --------
   Total gross deferred tax liabilities                    85,436       53,252
                                                         --------     --------
   Valuation allowance                                        418           33
                                                         --------     --------
   Net deferred tax asset                                $162,794     $157,519
                                                         ========     ========

         At December 31, 2002, the Corporation had $12,071,000 in credits expiring in annual installments through year 2016 that will reduce the


                                                           2002 ANNUAL REPORT 63

POPULAR, INC.


regular income tax liability in future years. The Corporation had, at the end of 2002, $11,666,000 in net operating losses (NOL) available to carry over to offset taxable income in future years. Other temporary differences included as deferred taxes are mainly related to the deferral of loan origination costs and commissions.

         A valuation allowance of $418,000 is reflected in 2002 (2001 - $33,000), related to deferred tax assets arising from temporary differences for which the Corporation could not determine the likelihood of its realization. Based on the information available, the Corporation expects to fully realize all other items comprising the net deferred tax asset as of December 31, 2002.

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

         The Corporation has never received any dividend payments from its U.S. subsidiaries. Any such dividend paid from a U.S. subsidiary to the Corporation would be subject to a 30% withholding tax based on the provisions of the U.S. Internal Revenue Code. The Corporation has not recorded any deferred tax liability on the unremitted earnings of its U.S. subsidiaries because the reinvestment of such earnings is considered permanent. The Corporation believes that the likelihood of receiving dividend payments from any of its U.S. subsidiaries in the foreseeable future is remote based on the expansion it is undertaking in the U.S. mainland.

         The Corporation's subsidiaries in the United States file a consolidated federal income tax return. The Corporation's federal income tax provision for 2002 was $34,614,000 (2001 - $14,824,000; 2000 - $14,636,000). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.

         On February 20, 2003, Senate Bill 2044 and House of Representatives Bill 3496 were filed to amend the International Banking Center Regulatory Act. The proposed amendment would eliminate the current tax exemption on the net income of international banking entities operating in Puerto Rico, and impose a ten-percent tax rate on the net income of such entities. Although the Corporation cannot predict if, when and in what form this amendment will be adopted, the Corporation believes that the financial impact of the proposed bill is not likely to be material to the Corporation.

NOTE 28 - OFF-BALANCE SHEET LENDING ACTIVITIES AND CONCENTRATION OF CREDIT RISK:

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

         The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual notional amounts of those instruments. The Corporation uses the same credit policies in making these commitments and conditional obligations as it does for those reflected on the consolidated statements of condition.

         Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)                                  2002           2001
                                            ----------     ----------
Commitments to extend credit:
   Credit card lines                        $2,166,034     $1,950,970
   Commercial lines of credit                2,651,835      2,562,860
   Other unused commitments                     27,175         56,219
Commercial letters of credit                    19,564         16,846
Standby letters of credit                      126,383         87,810
Commitments to purchase mortgage loans         100,000        100,000
Commitments to originate mortgage loans        547,284        193,958
                                            ==========     ==========

Commitments to extend credit

Contractual commitments to extend credit are legally binding agreements to lend money to customers for a specified period of time. To extend credit the Corporation evaluates each customer's creditworthiness. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include cash, accounts receivable, inventory, property, plant and equipment and investment securities, among others. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

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

Other commitments

In 2002, the Corporation entered into a commitment to purchase $100,000,000 of mortgage loans from another institution with the option of purchasing $75,000,000 in additional loans. The commitment expires

POPULAR, INC.



on June 30, 2004. The purchased mortgage loans will continue to be serviced by the originating institution. As of December 31, 2002, no loans have been purchased under this agreement. In 2001, the Corporation entered into a similar agreement purchasing the full amount during 2002.

Geographic concentration

A geographic concentration exists within the Corporation's loan portfolio since a significant portion of its business activity is with customers located in Puerto Rico. As of December 31, 2002, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. Note 32 provides further information on the asset composition of the Corporation by geographical area as of December 31, 2002 and 2001.

         Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $6.1 billion and $5.2 billion in 2002 and 2001, respectively.

NOTE 29 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

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

         Derivatives are considered financial instruments and their carrying value equals fair value. For disclosures about the fair value of derivative instruments refer to Note 30 to the consolidated financial statements.

         For those financial instruments with no quoted market prices available, fair values have been estimated using present value or other valuation techniques, as well as management's best judgment with respect to current economic conditions, including discount rates, estimates of future cash flows and prepayment assumptions.

         The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 2002 and 2001, respectively. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Corporation's fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation's value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

         The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2002 and 2001.

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

         Trading and investment securities are financial instruments that regularly trade on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes, where available, or quoted market prices of financial instruments with similar characteristics. Trading account securities and securities available-for-sale are reported at their respective fair values in the consolidated statements of condition since they are marked-to-market for accounting purposes. These instruments are detailed in the consolidated statements of condition and in Notes 4, 5 and 30.

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

         Borrowings and long-term debt, which include notes payable, senior debentures, subordinated notes and capital securities, were valued


                                                           2002 ANNUAL REPORT 65

POPULAR, INC.



using quoted market rates for similar instruments at December 31, 2002 and 2001, respectively.

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

         Carrying or notional amounts, as applicable, and estimated fair values for financial instruments at December 31 were:

(In thousands)                         2002                        2001
                             ------------------------    -------------------------
                              Carrying        Fair         Carrying       Fair
                               amount        value          amount        value
                             -----------   -----------   -----------   -----------

FINANCIAL ASSETS:
 Cash and short-term
  investments                $ 1,747,202   $ 1,747,202   $ 1,429,932   $ 1,429,932
 Trading securities              510,346       510,346       270,186       270,186
 Investment securities
  available-for-sale          10,531,903    10,531,903     9,284,401     9,284,401
 Investment securities
  held-to-maturity               180,751       182,183       592,360       596,415
 Loans held-for-sale           1,092,927     1,102,639       939,488       940,715
 Loans, net                   18,116,395    18,753,941    16,892,431    17,469,537
FINANCIAL LIABILITIES:
 Deposits                    $17,614,740   $17,757,376   $16,370,042   $16,451,776
 Federal funds purchased         834,338       834,338       651,858       651,858
 Securities sold under
  agreements to repurchase     5,850,213     5,850,213     5,099,910     5,099,910
 Short-term borrowings         1,703,562     1,703,562     1,827,242     1,827,242
 Notes payable                 4,298,853     4,650,813     3,735,131     3,932,148
 Subordinated notes              125,000       136,406       125,000       128,033
 Capital securities              144,000       168,085       149,080       160,617
                             ===========   ===========   ===========   ===========


                                 Notional      Fair        Notional      Fair
                                  amount       value        amount       value
                                 --------      ----        --------      ----
COMMITMENTS TO EXTEND
CREDIT AND STANDBY LETTERS
OF CREDIT:
 Commitments to extend
  credit                        $4,845,044     $10,666    $4,570,049    $10,749
 Letters of credit                 145,947       8,020       104,656      7,543
                                ----------     -------    ----------    -------

NOTE 30 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES:

The Corporation maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings and cash flows that are caused by interest rate volatility. The Corporation's goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged fixed-rate assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation's gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Another result of interest rate fluctuations is that the interest income and interest expense of hedged variable-rate assets and liabilities, respectively, will increase or decrease. The effect of this variability in earnings is expected to be substantially offset by the Corporation's gains and losses on the derivative instruments that are linked to these hedged assets and liabilities. The Corporation considers its strategic use of derivatives to be a prudent method of managing interest-rate sensitivity, as it prevents earnings from being exposed to undue risk posed by changes in interest rates.

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

         By using derivative instruments, the Corporation exposes itself to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation's credit risk will equal the fair-value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. When the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore, assumes no repayment risk. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Concentrations of credit risk which arise through the Corporation's off-balance sheet lending activities are presented in Note 28.

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

POPULAR, INC.



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

Cash Flow Hedges

Futures and forwards are contracts for the delayed delivery of securities in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. These contracts qualify for cash flow hedge accounting in accordance with SFAS No. 133, as amended and therefore, changes in the fair value of the derivatives are recorded in other comprehensive income. As of December 31, 2002, the fair market values of these forwards were $75,000 recorded in other liabilities. As of December 31, 2002, the total amount (net of tax) included in accumulated other comprehensive income pertaining to forward contracts was an unrealized loss of $46,000, which the Corporation expects to reclassify into earnings in the next twelve months. These contracts have a maximum maturity of 50 days. As of December 31, 2001, the fair market value of these futures and forwards were $70,000 recorded in other liabilities and $355,000 included in other assets, respectively. As of December 31, 2001, the total amount (net of tax) included in accumulated other comprehensive income pertaining to futures and forward contracts was an unrealized loss and gain of $43,000 and $216,000, respectively.

         The Corporation purchased interest rate caps as part of a securitization in order to limit the interest rate payable to the security holders. These contracts qualify for cash flow hedge accounting in accordance with SFAS No. 133, as amended. As of December 31, 2002, the fair market value of these interest rate caps was $3,192,000 included in other assets and the amount included in accumulated other comprehensive income was a loss of $2,883,000. These contracts have a maximum maturity of 7.1 years. As part of these contracts, during 2002 the Corporation reclassified $140,000 from other comprehensive income into earnings pertaining to the ineffective portion of changes in fair value of the cash flow hedge and $173,000 pertaining to the caplets expiration, both amounts included as an increase to interest expense. Assuming no change in interest rates, $1,626,000, net of tax, of accumulated other comprehensive loss is expected to be reclassified to earnings over the next twelve months as contractual payments are made.

         As of December 31, 2001, the fair market value of these interest rate caps was $4,278,000 included in other assets and the amount included in accumulated other comprehensive income was a loss of $94,000.

         During the last quarter of 2002, the Corporation entered into a $25,000,000 notional amount interest rate swap to convert floating rate debt to fixed rate debt in order to fix the cost of short-term borrowings. This contract qualifies for cash flow hedge accounting in accordance with SFAS No. 133, as amended. As of December 31, 2002, the fair market value of the interest rate swap was $156,000 included in other assets and the amount included in accumulated other comprehensive income was a gain of $160,000. This contract matures on October 17, 2005.

         For cash flow hedges, gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current-period earnings are included in the line item in which the hedged item is recorded and in the same period in which the forecasted transaction affects earnings.

Trading and Non-Hedging Activities

The Corporation enters into options on swaps ("swaption") derivative securities, which combine the characteristics of interest rate swaps and options. These swaptions are related to certificates of deposit with returns linked to the Standard & Poor's 500 index through an embedded option, which has been bifurcated from the host contract, and in accordance with SFAS No. 133 do not qualify for hedge accounting. As of December 31, 2002, the Corporation had recognized a derivative liability of $15,043,000 based on the fair value of the swaptions, a derivative liability of $3,685,000 based on the fair value of the bifurcated option, and a related discount on the certificates of deposit of $15,189,000. These amounts are included in other liabilities and deposits, respectively. As of December 31, 2001, the Corporation had recognized a derivative asset of $13,515,000 based on the fair value of the swaptions, a derivative liability of $34,863,000 based on the fair value of the bifurcated option, and a related discount on the certificates of deposit of $19,743,000.

         The Corporation uses interest rate swaps to convert floating rate debt to fixed rate debt in order to fix the future cost of the portfolio of short-term borrowings. The specific terms and notional amounts of the swaps are determined based on management's assessment of future interest rates, as well as other factors. As of December 31, 2002, the Corporation had $500,000,000 in notional amount pertaining to these interest rate swaps. These swaps do not qualify as hedges in accordance with SFAS No. 133, as amended, and therefore changes in fair value of the derivatives are recorded in the statement of income.

         For the year ended December 31, 2002 and 2001, respectively, the Corporation recognized a loss of $20,085,000 and $20,228,000 as a result of the changes in fair value of the non-hedging derivatives included as part of the loss on derivatives.

         To satisfy the needs of its customers, from time to time, the Corporation enters into foreign exchange contracts in the spot or futures market and at the same time into foreign exchange contracts with third parties under the same terms and conditions. As of December 31, 2002, the Corporation did not have any foreign exchange contracts outstanding. As of December 31, 2001, the Corporation included $2,000 and $2,000 in other assets and other liabilities, respectively, pertaining to the fair value of these contracts.

         At December 31, 2002 and 2001, respectively, the Corporation also had forward contracts to sell $194,700,000 and $20,000,000 of mortgage-backed securities with terms lasting less than a month which were accounted for as trading derivatives. These contracts are recognized at fair market value with changes directly reported in income. At December 31, 2002 and 2001, respectively, the fair market


                                                           2002 ANNUAL REPORT 67

POPULAR, INC.



value of these forwards was a liability of $153,000 and an asset of $91,000.

         These contracts are entered into in order to optimize the gain on sales of mortgage loans and/or mortgage backed securities and net interest income, given levels of interest rate risk consistent with the Corporation's business strategies.

         In addition, the Corporation entered into call options for mortgage-backed securities. The gross notional (or contractual) amounts of these written option contracts used for trading purposes as of December 31, 2002 amounted to $98,000,000. The fair value of these derivative financial instruments was a liability of $13,000 at December 31, 2002.

NOTE 31 - SUPPLEMENTAL DISCLOSURE ON THE CONSOLIDATED STATEMENTS OF CASH FLOWS:

During the year ended December 31, 2002, the Corporation paid interest and income taxes amounting to $842,137,000 and $135,247,000, respectively (2001 - $1,080,436,000 and $94,358,000; 2000 - $1,142,495,000 and $117,920,000). In
addition, loans transferred to other real estate and other property for the year ended December 31, 2002, amounted to $59,052,000 and $31,733,000, respectively (2001 - $47,264,000 and $30,372,000).

NOTE 32 - SEGMENT REPORTING:

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

         The Corporation's auto and lease segment provides financing for vehicles and equipment through Popular Auto in Puerto Rico and Popular Leasing, USA in the U.S. mainland. The "Other" category includes all holding companies and non-banking subsidiaries which provide insurance agency services, retail financial services, broker/dealer activities, as well as those providing ATM processing services, electronic data processing and consulting services, sale and rental of electronic data processing equipment, and selling and maintenance of computer software.

         The accounting policies of the segments are the same as those followed by the Corporation in the ordinary course of business and conform with generally accepted accounting principles and with general practices within the financial industry. Following are the results of operations and selected financial information by operating segment for each of the three years ended December 31:


                                -------------------------------------------------------------------------------------
                                                                     2002
                                -------------------------------------------------------------------------------------
                                                Mortgage and    Auto and
                                 Commercial       consumer        Lease
(In thousands)                    banking         lending      financing       Other       Eliminations       Total
                                ------------    -----------    ----------   -----------    -----------    -----------
Net interest income (loss)      $    908,606    $   206,557    $   66,838   $    (1,919)   $       247    $ 1,180,329
Provision for loan losses            134,762         44,033        26,775                                     205,570
Other income                         269,115         70,678        19,132       175,405        (10,652)       523,678
Amortization of intangibles            8,959                                        145                         9,104
Depreciation expense                  52,595          4,318        10,789         6,465                        74,167
Other operating expenses             658,179        123,309        30,975       134,257           (989)       945,731
Net gain of minority interest                          (248)                                                     (248)
Income tax                            69,000         36,820         6,474         7,367         (2,406)       117,255
                                ------------    -----------    ----------   -----------    -----------    -----------
  Net income                    $    254,226    $    68,507    $   10,957   $    25,252    $    (7,010)   $   351,932
                                ============    ===========    ==========   ===========    ===========    ===========
  Segment assets                $ 26,525,374    $ 5,884,442    $1,235,402   $ 6,979,182    $(6,964,048)   $33,660,352
                                ============    ===========    ==========   ===========    ===========    ===========

                                   -------------------------------------------------------------------------------------
                                                                             2001
                                   -------------------------------------------------------------------------------------
                                                  Mortgage and     Auto and
                                    Commercial      consumer        Lease
(In thousands)                       banking         lending      financing        Other      Eliminations       Total
                                   -----------     ----------     ----------   -----------    -----------    -----------
Net interest income                $   886,687     $  137,013     $   53,124   $       267    $      (106)   $ 1,076,985
Provision for loan losses              149,630         42,300         21,320                                     213,250
Other income                           248,535         66,711         19,860       148,249        (11,767)       471,588
Amortization of intangibles             21,827            728            755         4,128                        27,438
Depreciation expense                    57,466          3,690         10,058         4,748                        75,962
Other operating expenses               575,007        100,637         24,094        123,947          (876)       822,809
Net loss of minority interest                              18                                                         18
Income tax                              79,128         20,114          6,414         2,412         (2,788)       105,280
Cumulative effect of
  accounting change                        686                                                                       686
                                   -----------     ----------     ----------   -----------    -----------    -----------
  Net income                       $   252,850     $   36,273     $   10,343   $    13,281    $    (8,209)   $   304,538
                                   ===========     ==========     ==========   ===========    ===========    ===========
  Segment assets                   $25,538,228     $4,344,797     $1,037,468   $ 6,752,836    $(6,928,653)   $30,744,676
                                   ===========     ==========     ==========   ===========    ===========    ===========

                                 ----------------------------------------------------------------------------------
                                                                         2000
                                 ----------------------------------------------------------------------------------
                                                Mortgage and  Auto and
                                  Commercial      consumer      Lease
(In thousands)                      banking       lending     financing      Other      Eliminations       Total
                                 -----------    ----------    --------    ----------    -----------     -----------
Net interest income              $   845,575    $   92,373    $ 43,546    $    1,408    $      (141)    $   982,761
Provision for loan losses            137,774        29,250      21,761         5,855                        194,640
Other income                         253,112        50,119      21,620       147,853         (8,644)        464,060
Amortization of intangibles           28,399           717         754         4,688                         34,558
Depreciation expense                  58,055         3,342       9,018         6,433                         76,848
Other operating expenses             556,782        73,471      22,629       114,675         (2,530)        765,027
Net loss of minority interest                         48                       1,104                          1,152
Income tax                            81,314        12,201       4,181         4,641         (1,540)        100,797
                                 -----------    ----------    --------    ----------    -----------     -----------
  Net income                     $   236,363    $   23,559    $  6,823    $   14,073    $    (4,715)    $   276,103
                                 ===========    ==========    ========    ==========    ===========     ===========
  Segment assets                 $23,880,191    $2,848,464    $957,175    $6,240,372    $(5,869,151)    $28,057,051
                                 ===========    ==========    ========    ==========    ===========     ===========

Intersegment revenues(*)
(In thousands)                      2002          2001          2000
                                 ---------     ---------     ---------
Commercial Banking               $  67,402     $  68,576     $  27,582
Mortgage and Consumer Lending     (171,681)     (176,591)     (144,088)
Auto and Lease Financing           (53,735)      (56,035)      (48,154)
Other                              168,419       175,923       173,445
                                 ---------     ---------     ---------
Total intersegment revenues      $  10,405     $  11,873     $   8,785
                                 =========     =========     =========

(*) For purposes of the intersegment revenues disclosure, revenues include interest income (expense) related to internal funding and other income derived from intercompany transactions, mainly related to gain on sales of loans.

POPULAR, INC.



Geographic Information

(In thousands)                    2002          2001          2000
                               ----------    ----------    ----------
Revenues(*):

Puerto Rico                    $1,174,193    $1,113,958    $1,010,229
United States                     477,990       387,754       374,621
Other                              51,824        46,861        61,971
                               ----------    ----------    ----------
Total consolidated revenues    $1,704,007    $1,548,573    $1,446,821
                               ==========    ==========    ==========

(*) Total revenues include net interest income, service charges on deposit accounts, other service fees, (loss) gain on sale of investment securities, derivative losses, trading account (loss) profit, gain on sale of loans and other operating income.

(In thousands)                             2002           2001           2000
                                       -----------    -----------    -----------
Selected Balance Sheet Information:

Puerto Rico
  Total assets                         $22,307,784    $20,800,728    $20,146,184
  Loans                                 10,065,646      9,879,632      9,370,627
  Deposits                              12,036,491     10,874,829      9,974,677

United States

  Total assets                         $10,637,293    $ 9,174,050    $ 7,246,259
  Loans                                  9,140,382      7,868,729      6,264,014
  Deposits                               4,778,234      4,718,692      4,107,994

Other

  Total assets                         $   715,275    $   769,898    $   664,608
  Loans                                    376,091        420,190        422,444
  Deposits                                 800,015        776,521        722,236
                                       -----------    -----------    -----------

NOTE 33 - CONTINGENT LIABILITIES:

The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation's financial position or results of operations.

Settlement of Federal Investigation

On January 16, 2003, the U.S. District Court for the District of Puerto Rico approved a Deferred Prosecution Agreement among BPPR, the U.S. Department of Justice, the Board of Governors of the Federal Reserve System, and the Financial Crimes Enforcement Network of the U.S. Department of the Treasury ("FinCEN"). The Agreement concludes an investigation related principally to the circumstances surrounding the activities of a former customer of BPPR, including BPPR's reporting and compliance efforts, as well as certain other customers. The former customer has pleaded guilty to money laundering, including in connection with transactions made through an account at BPPR. No current or former BPPR officer, director or employee has been charged with a crime or accused of benefitting financially from the transactions described in the Agreement.

         Under the Deferred Prosecution Agreement, BPPR agreed to the filing of a one-count information charging it with failure to file suspicious activity reports in a timely and complete manner. The Agreement provides for BPPR to forfeit $21.6 million to the United States, and resolves all claims the United States, FinCEN or the Federal Reserve may have against BPPR arising from the matters that were subject to investigation. Their forfeiture was recognized in the Corporation's consolidated statement of condition and results of operations for the year ended December 31, 2002.

         This settlement also terminates the Written Agreement BPPR signed with the Federal Reserve Bank of New York on March 9, 2000, which required enhancements to BPPR's anti-money laundering and Bank Secrecy Act program. The Federal Reserve found BPPR to be fully compliant with the Written Agreement on November 26, 2001. Finally, the Deferred Prosecution Agreement provides that the court will dismiss the information and the Deferred Prosecution Agreement will expire 12 months following the settlement, provided that BPPR complies with its obligations under the Agreement.

         On February 19, 2003, a derivative action was filed by a shareholder of Popular, Inc. in the United States District Court for the District of Puerto Rico in connection with the above-described matters against certain current and former directors of Popular, Inc. alleging that the defendants breached their fiduciary duties by failing to take the necessary steps to comply with the Bank Secrecy Act and to implement sufficient controls to permit them to exercise their oversight responsibilities and ensure compliance with Federal and state laws. The action seeks, on behalf of Popular, Inc., monetary damages from the defendants and attorneys' fees. Popular, Inc. does not expect that the foregoing civil action will have a material impact on Popular Inc.'s operations or consolidated financial statements.

NOTE 34 - GUARANTEES

The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual arrangements. These various arrangements are summarized below.

         At December 31, 2002, the Corporation had issued approximately $126,383,000 of financial standby letters of credit to guarantee the performance of various customers to third parties. This contract amount represents the maximum amount of credit risk in the event of nonperformance by these customers. These standby letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon. The Corporation's standby letters of credit are secured and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash and marketable securities, real estate, receivables and others.

         At December 31, 2002, the Corporation services approximately $1,600,000,000 in residential mortgage loans with recourse or other servicer-provided credit enhancement. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to reimburse the third party investor. The maximum potential amount of future payments that the Corporation would be required to make under the agreement in the event of nonperformance by the borrowers, is equivalent to the total outstanding balance of the residential mortgage loans serviced. In the event of nonperformance, the Corporation has rights to the underlying collateral securing the mortgage loan, thus the losses associated to these guarantees should not be significant. The Corporation also services approximately $4,300,000,000 in mortgage loans without recourse or other servicer-provided credit enhancement. Although the Corporation may, from time to time, be required to make advances to maintain a regular flow of scheduled interest and principal payments to investors, including


                                                           2002 ANNUAL REPORT 69

POPULAR, INC.



special purpose entities, this does not represent an insurance against losses. These loans serviced are mostly insured by FHA, VA, and others, or the certificates arising in securitization transactions may be covered by a funds guaranty insurance policy.

         The Corporation fully and unconditionally guarantees certain borrowing obligations issued by certain of the Corporation's wholly-owned subsidiaries approximating $2,100,000,000 at December 31, 2002.

NOTE 35 - POPULAR, INC. (HOLDING COMPANY ONLY) FINANCIAL INFORMATION:

The following condensed financial information presents the financial position of the Holding Company only as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31.

STATEMENTS OF CONDITION

                                                        December 31,
                                                  -------------------------
(In thousands)                                       2002           2001
                                                  ----------    ----------
ASSETS
Cash                                              $      324    $      263
Money market investments                               2,937       112,937
Investment securities available-for-sale,
   at market value                                   223,661       166,193
Investment in BPPR and subsidiaries, at equity     1,511,933     1,416,698
Investment in Popular International Bank
   and subsidiaries, at equity                       680,602       608,450
Investment in other subsidiaries, at equity          129,935       104,742
Advances to subsidiaries                             150,574       173,979
Loans to affiliates                                   16,949        22,433
Premises and equipment                                11,192        12,006
Other assets                                          22,075        21,118
                                                  ----------    ----------
   Total assets                                   $2,750,182    $2,638,819
                                                  ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Federal funds purchased                           $   10,300
Commercial paper                                      18,989
Other short-term borrowings                           10,202
Notes payable                                        137,777    $  198,918
Accrued expenses and other liabilities                37,035        42,083
Subordinated notes                                   125,000       125,000
Stockholders' equity                               2,410,879     2,272,818
                                                  ----------    ----------
   Total liabilities and stockholders' equity     $2,750,182    $2,638,819
                                                  ==========    ==========

STATEMENTS OF INCOME

                                              Year ended December 31,
                                        ------------------------------------
(In thousands)                             2002          2001         2000
                                        ---------     ---------     --------
Income:
   Dividends from subsidiaries          $ 248,000     $ 248,550     $ 88,000
   Interest on money market and
    investment securities                   1,466         2,680        2,718
   Other operating income                  18,472        14,519       10,818
   (Loss) gain on sale of securities       (2,361)         (100)      12,001
   Interest on advances to
    subsidiaries                           10,774        19,873       48,516
   Interest on loans to affiliates            961         1,652        1,847
                                        ---------     ---------     --------
   Total income                           277,312       287,174      163,900
                                        ---------     ---------     --------
Expenses:
   Interest expense                        21,435        32,360       59,690
   Provision for loan losses                                           1,365
   Operating expenses                       2,297         2,802        2,454
                                        ---------     ---------     --------
   Total expenses                          23,732        35,162       63,509
                                        ---------     ---------     --------
Income before income taxes
   and equity in undistributed
   earnings of subsidiaries               253,580       252,012      100,391
Income taxes                                 (308)       (1,399)       3,354
                                        ---------     ---------     --------
Income before equity in
   undistributed earnings of
   subsidiaries                           253,888       253,411       97,037
Equity in undistributed earnings
   of subsidiaries                         98,044        51,127      179,066
                                        ---------     ---------     --------
Net income                              $ 351,932     $ 304,538     $276,103
                                        =========     =========     ========

POPULAR, INC.



STATEMENTS OF CASH FLOWS

                                                              Year ended December 31,
                                                       -------------------------------------
(In thousands)                                           2002          2001          2000
                                                       ---------     ---------     ---------
Cash flows from operating activities:
 Net income                                            $ 351,932     $ 304,538     $ 276,103
                                                       ---------     ---------     ---------
 Adjustments to reconcile net income
   to net cash provided by operating
   activities:
   Equity in undistributed earnings
    of subsidiaries                                      (98,044)      (51,127)     (179,066)
   Provision for loan losses                                                           1,365
   Net loss (gain) on sale of investment securities
    available-for-sale                                     2,361           100       (12,001)
   Stock options expense                                     148
   Net decrease (increase) in other assets                   973       (10,016)      (19,904)
   Net  (decrease) increase in current and
    deferred taxes                                          (339)          (21)        6,826
   Net decrease in interest payable                         (179)      (12,599)         (605)
   Net (decrease) increase in other liabilities           (2,080)       12,369         5,451
                                                       ---------     ---------     ---------
   Total adjustments                                     (97,160)      (61,294)     (197,934)
                                                       ---------     ---------     ---------
   Net cash provided by operating
    activities                                           254,772       243,244        78,169
                                                       ---------     ---------     ---------
Cash flows from investing activities:
   Net decrease (increase) in money
    market investments                                   110,000       (92,100)       14,663
   Purchases of investment securities
    available-for-sale                                   (34,347)     (103,902)      (37,318)
   Maturities of investment securities
    available-for-sale                                                  99,679        13,503
   Proceeds from sales of investment
    securities available-for-sale                            131                      19,950
   Capital contribution to subsidiaries                      (50)       (6,815)      (25,747)
   Net change in advances to subsidiaries                 28,889       347,362       350,310
                                                       ---------     ---------     ---------
   Net cash provided by investing
    activities                                           104,623       244,224       335,361
                                                       ---------     ---------     ---------
Cash flows from financing activities:
   Net increase in securities sold under
    agreements to repurchase                              10,300
   Net increase (decrease) in commercial
    paper                                                 18,989       (51,987)      (81,130)
   Net increase (decrease) in other
    short-term borrowings                                 10,202      (325,726)       27,793
   Net decrease in notes
    payable                                              (61,141)      (13,093)     (272,704)
   Cash dividends paid                                  (108,003)     (106,384)      (95,297)
   Proceeds from issuance of
    common stock                                          11,166         9,702         9,823
   Redemption of  preferred stock                       (102,000)
   Treasury stock acquired                              (138,847)                     (2,064)
                                                       ---------     ---------     ---------
 Net cash used in
   financing activities                                 (359,334)     (487,488)     (413,579)
                                                       ---------     ---------     ---------
Net increase (decrease) in cash                               61           (20)          (49)
Cash at beginning of year                                    263           283           332
                                                       ---------     ---------     ---------
Cash at end of year                                    $     324     $     263     $     283
                                                       =========     =========     =========

         The principal source of income for the Holding Company consists of dividends from BPPR. As a member subject to the regulations of the Federal Reserve Board, BPPR must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its net profits for that year, as defined by the Federal Reserve Board, combined with its retained net profits for the preceding two years. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 20. At December 31, 2002, BPPR could have declared a dividend of approximately $162,688,000 without the approval of the Federal Reserve.

NOTE 36 - CONDENSED CONSOLIDATING FINANCIAL INFORMATION OF GUARANTOR AND ISSUERS OF REGISTERED GUARANTEED SECURITIES:

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (PIHC), Popular International Bank, Inc. (PIBI), Popular North America, Inc. (PNA) and all other subsidiaries of the Corporation as of December 31, 2001 and 2002, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2002. PIBI, PNA, and their wholly-owned subsidiaries, except BPNA and Banco Popular, National Association (BP,N.A.), have a fiscal year that ends on November 30. Accordingly, the consolidated financial information of PIBI and PNA as of November 30, 2000, 2001 and 2002, corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31, 2000, 2001 and 2002, respectively.

         PIHC, PIBI and PNA are authorized issuers of debt securities and preferred stock under various shelf registrations filed with the SEC.

         PIBI is an operating subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries, ATH Costa Rica, CreST, S.A., Popular Insurance V.I., Inc. and PNA.

         PNA is an operating subsidiary of PIBI and is the holding company of its wholly-owned subsidiaries, Popular Cash Express, Inc., Equity One, Inc., BPNA, including its wholly-owned subsidiary Popular Leasing, U.S.A., and BP, N.A., including its wholly-owned subsidiary Popular Insurance, Inc.

         PIHC fully and unconditionally guarantees all registered debt securities and preferred stock issued by PIBI and PNA. As described in Note 35 to the consolidated financial statements, the principal source of cash flows for PIHC consists of dividends from BPPR.


                                                           2002 ANNUAL REPORT 71

POPULAR, INC.



CONDENSED CONSOLIDATING STATEMENT OF CONDITION


                                                                           At December 31, 2002
                                   ----------------------------------------------------------------------------------------------
                                   Popular, Inc.       PIBI              PNA        All other      Elimination      Popular, Inc.
(In thousands)                      Holding Co.    Holding Co.      Holding Co.   Subsidiaries        Entries       Consolidated
                                   -----------     -----------     -----------    ------------     ------------     -------------
ASSETS
Cash and due from banks            $       324     $        70     $     1,161    $    694,114     $    (43,113)    $   652,556
Money market investments                 2,937             300           9,708       1,250,994         (169,293)      1,094,646
Investment securities
 available-for-sale, at
 market value                          223,661          28,290           6,720      10,278,232           (5,000)     10,531,903
Investment securities
 held-to-maturity, at
 amortized cost                                                                        329,391         (148,640)        180,751
Trading account securities,
  at market value                                                                      510,346                          510,346
Investment in subsidiaries           2,322,470         624,306         850,071         199,869       (3,996,716)
Loans held-for-sale, at lower
  of cost or market                                                                  1,109,161          (16,234)      1,092,927
                                   -----------     -----------     -----------    ------------     ------------     -----------
Loans                                  167,523                       2,573,222      20,341,601       (4,306,499)     18,775,847
Less - Unearned income                                                                 286,655                          286,655
       Allowance for loan losses                                                       372,797                          372,797
                                   -----------     -----------     -----------    ------------     ------------     -----------
                                       167,523                       2,573,222      19,682,149       (4,306,499)     18,116,395
                                   -----------     -----------     -----------    ------------     ------------     -----------
Premises and equipment                  11,192                                         449,985                          461,177
Other real estate                                                                       39,399                           39,399
Accrued income receivable                  294               2          11,891         194,372          (22,010)        184,549
Other assets                            21,781          36,409          15,068         503,268            1,565         578,091
Goodwill                                                                               182,965                          182,965
Other intangible assets                                                                 34,647                           34,647
                                   -----------     -----------     -----------    ------------     ------------     -----------
                                   $ 2,750,182     $   689,377     $ 3,467,841    $ 35,458,892     $ (8,705,940)    $33,660,352
                                   ===========     ===========     ===========    ============     ============     ===========

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Liabilities:
 Deposits:
   Non-interest bearing                                                            $ 3,410,409      $   (43,024)    $ 3,367,385
   Interest bearing                                                                 14,270,528          (23,173)     14,247,355
                                   -----------     -----------     -----------    ------------     ------------     -----------
                                                                                    17,680,937          (66,197)     17,614,740
Federal funds purchased and
   securities sold under
   agreements to repurchase        $    10,300                     $   498,883       6,307,488         (132,120)      6,684,551
 Other short-term borrowings            29,191     $        90         439,052       2,477,471       (1,242,242)      1,703,562
 Notes payable                         137,777           8,788       1,849,017       5,517,986       (3,214,715)      4,298,853
 Other liabilities                      37,035             166          64,705         604,830          (29,131)        677,605
                                   -----------     -----------     -----------    ------------     ------------     -----------
                                       214,303           9,044       2,851,657      32,588,712       (4,684,405)     30,979,311
                                   -----------     -----------     -----------    ------------     ------------     -----------
 Subordinated notes                    125,000                                                                          125,000
                                   -----------     -----------     -----------    ------------     ------------     -----------
 Preferred beneficial interests
   in Popular North America's
   junior subordinated deferrable
   interest debentures guaranteed
   by the Corporation                                                                  144,000                          144,000
                                   -----------     -----------     -----------    ------------     ------------     -----------
Minority interest in consolidated
  subsidiaries                                                                             110            1,052           1,162
                                   -----------     -----------     -----------    ------------     ------------     -----------
Stockholders' equity:
Common stock                           834,799           3,962               2          72,577          (76,541)        834,799
Surplus                                278,366         492,543         439,964       1,335,498       (2,268,005)        278,366
Retained earnings                    1,300,437         170,874         170,956       1,178,321       (1,520,151)      1,300,437
Treasury stock, at cost               (205,210)                                           (463)             463        (205,210)
Accumulated other comprehensive
 income, net of tax                    202,487          12,954           5,262         140,137         (158,353)        202,487
                                   -----------     -----------     -----------    ------------     ------------     -----------
                                     2,410,879         680,333         616,184       2,726,070       (4,022,587)      2,410,879
                                   -----------     -----------     -----------    ------------     ------------     -----------
                                   $ 2,750,182     $   689,377     $ 3,467,841    $ 35,458,892     $ (8,705,940)    $33,660,352
                                   ===========     ===========     ===========    ============     ============     ===========

POPULAR, INC.



CONDENSED CONSOLIDATING STATEMENT OF CONDITION

                                                                             At December 31, 2002
                                       --------------------------------------------------------------------------------------------
                                       Popular, Inc.      PIBI             PNA          All other       Elimination    Popular, Inc.
(In thousands)                          Holding Co.    Holding Co.     Holding Co.     Subsidiaries        Entries     Consolidated
                                       -------------   -----------     -----------     ------------    ------------    ------------
ASSETS
Cash and due from banks                $        263    $         18    $        252    $    659,094    $    (53,485)   $   606,142
Money market investments                    112,937             302             442       1,075,301        (365,192)       823,790
Investment securities
 available-for-sale, at market value        166,193          20,781           6,473       9,101,954         (11,000)     9,284,401
Investment securities
 held-to-maturity, at amortized cost                                                        747,000        (154,640)       592,360
Trading account securities, at
 market value                                                                               271,106            (920)       270,186
Investment in subsidiaries                2,129,890         559,658         772,220         164,146      (3,625,914)
Loans held-for-sale, at lower
 of cost or market                                                                          957,403         (17,915)       939,488
                                       ------------    ------------    ------------    ------------    ------------    -----------
Loans                                       196,412                       2,537,021      18,870,993      (4,048,397)    17,556,029
Less - Unearned income                                                                      326,966                        326,966
       Allowance for loan losses                                                            336,632                        336,632
                                       ------------    ------------    ------------    ------------    ------------    -----------
                                            196,412                       2,537,021      18,207,395      (4,048,397)    16,892,431
                                       ------------    ------------    ------------    ------------    ------------    -----------
Premises and equipment                       12,006                                         393,699                        405,705
Other real estate                                                                            31,533                         31,533
Accrued income receivable                       323               2          12,263         196,277         (22,722)       186,143
Other assets                                 20,795          32,010           9,994         434,248            (192)       496,855
Goodwill                                                                                    177,842                        177,842
Other intangible assets                                                                      37,800                         37,800
                                       ------------    ------------    ------------    ------------    ------------    -----------
                                       $  2,638,819    $    612,771    $  3,338,665    $ 32,454,798    $ (8,300,377)   $30,744,676
                                       ============    ============    ============    ============    ============    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits:
   Non-interest bearing                                                                $  3,335,268    $    (53,427)   $ 3,281,841
   Interest bearing                                                                      13,099,160         (10,959)    13,088,201
                                       ------------    ------------    ------------    ------------    ------------    -----------
                                                                                         16,434,428         (64,386)    16,370,042
 Federal funds purchased and
   securities sold under
   agreements to repurchase                                            $    421,618       5,561,883        (231,733)     5,751,768
 Other short-term borrowings                           $      4,272         536,443       2,663,575      (1,377,048)     1,827,242
 Notes payable                         $    198,918                       1,780,452       4,709,260      (2,953,499)     3,735,131
 Other liabilities                           42,083              72          48,959         450,637         (29,065)       512,686
                                       ------------    ------------    ------------    ------------    ------------    -----------
                                            241,001           4,344       2,787,472      29,819,783      (4,655,731)    28,196,869
                                       ------------    ------------    ------------    ------------    ------------    -----------
 Subordinated notes                         125,000                                                                        125,000
                                       ------------    ------------    ------------    ------------    ------------    -----------
 Preferred beneficial interests
   in Popular North America's
   junior subordinated deferrable
   interest debentures
   guaranteed by the Corporation                                                            150,000            (920)       149,080
                                       ------------    ------------    ------------    ------------    ------------    -----------
Minority interest in consolidated
 subsidiaries                                                                                   105             804            909
                                       ------------    ------------    ------------    ------------    ------------    -----------
Stockholders' equity:
Preferred stock                             100,000                                                                        100,000
Common stock                                832,498           3,962               2          72,575         (76,539)       832,498
Surplus                                     268,544         492,494         439,964       1,334,918      (2,267,376)       268,544
Retained earnings                         1,057,724         105,748         110,687       1,032,542      (1,248,977)     1,057,724
Treasury stock, at cost                     (66,136)                                           (236)            236        (66,136)
Accumulated other comprehensive
 income, net of tax                          80,188           6,223             540          45,111         (51,874)        80,188
                                       ------------    ------------    ------------    ------------    ------------    -----------
                                          2,272,818         608,427         551,193       2,484,910      (3,644,530)     2,272,818
                                       ------------    ------------    ------------    ------------    ------------    -----------
                                       $  2,638,819    $    612,771    $  3,338,665    $ 32,454,798    $ (8,300,377)   $30,744,676
                                       ============    ============    ============    ============    ============    ===========


                                                          2002 ANNUAL REPORT 73

POPULAR, INC.


CONDENSED CONSOLIDATING STATEMENT OF INCOME


                                                                        At December 31, 2002
                                     -----------------------------------------------------------------------------------------
                                     Popular, Inc.     PIBI           PNA            Other        Elimination    Popular, Inc.
(In thousands)                       Holding Co.   Holding Co.    Holding Co.    Subsidiaries        Entries     Consolidated
                                     ------------- -----------    -----------    ------------     -----------    ------------
INTEREST INCOME:
  Loans                               $  11,735                   $   154,873     $ 1,595,811     $  (233,516)   $ 1,528,903
  Money market investments                  260     $       9             179          76,499         (44,442)        32,505
  Investment securities                   1,206                         1,059         456,426         (12,766)       445,925
  Trading account securities                                                           16,628            (164)        16,464
                                      ---------     ---------     -----------     -----------     -----------     ----------
                                         13,201             9         156,111       2,145,364        (290,888)     2,023,797
                                      ---------     ---------     -----------     -----------     -----------     ----------

INTEREST EXPENSE:
  Deposits                                                                            431,965            (837)       431,128
  Short-term borrowings                   1,588           110          22,308         237,309         (76,065)       185,250
  Long-term debt                         19,847            52         134,104         287,320        (214,233)       227,090
                                      ---------     ---------     -----------     -----------     -----------     ----------
                                         21,435           162         156,412         956,594        (291,135)       843,468
                                      ---------     ---------     -----------     -----------     -----------     ----------

Net interest (loss) income               (8,234)         (153)           (301)      1,188,770             247      1,180,329
Provision for loan losses                                                             205,570                        205,570
                                      ---------     ---------     -----------     -----------     -----------     ----------
Net interest (loss)
  income after provision
 for loan losses                         (8,234)         (153)           (301)        983,200             247        974,759
Service charges on
  deposit accounts                                                                    157,727             (14)       157,713
Other service fees                                                                    258,867            (324)       258,543
(Loss) gain on sale of
  investment securities                  (2,361)                           25          (1,006)                        (3,342)
Trading account loss                                                                     (874)             70           (804)
Loss on derivatives                                                   (18,705)         (1,380)                       (20,085)
Gain on sale of loans                                                                  68,508          (9,168)        59,340
Other operating income                   18,472         5,119             169          49,768          (1,215)        72,313
                                      ---------     ---------     -----------     -----------     -----------     ----------
                                          7,877         4,966         (18,812)      1,514,810         (10,404)     1,498,437
                                      ---------     ---------     -----------     -----------     -----------     ----------

OPERATING EXPENSES:
 Personnel costs:
  Salaries                                                303                         361,651               3        361,957
  Profit sharing                                                                       22,235                         22,235
  Pension and other benefits                               56                         104,493                        104,549
                                      ---------     ---------     -----------     -----------     -----------     ----------
                                                          359                         488,379               3        488,741
 Net occupancy expenses                                    13                          78,490                         78,503
 Equipment expenses                                                                    99,099                         99,099
 Other taxes                              1,071                                        36,073                         37,144
 Professional fees                          869            11             189          83,930            (339)        84,660
 Communications                              40                                        53,852                         53,892
 Business promotion                                                                    61,451                         61,451
 Printing and supplies                                                                 19,918                         19,918
 Other operating expenses                   317            81             513          96,232            (653)        96,490
 Amortization of intangibles                                                            9,104                          9,104
                                      ---------     ---------     -----------     -----------     -----------     ----------
                                          2,297           464             702       1,026,528            (989)     1,029,002
                                      ---------     ---------     -----------     -----------     -----------     ----------
Income (loss) before income tax,
 minority interest, and equity
 in earnings of subsidiaries              5,580         4,502         (19,514)        488,282          (9,415)       469,435
Income tax                                 (308)                       (6,494)        126,463          (2,406)       117,255
Net gain of minority interest                                                            (248)                          (248)
                                      ---------     ---------     -----------     -----------     -----------     ----------
Income (loss) before equity in
 earnings of subsidiaries                 5,888         4,502         (13,020)        361,571          (7,009)       351,932
Equity in earnings of subsidiaries      346,044        60,625          73,289          31,960        (511,918)
                                      ---------     ---------     -----------     -----------     -----------     ----------
NET INCOME                            $ 351,932     $  65,127     $    60,269     $   393,531     $  (518,927)    $  351,932
                                      =========     =========     ===========     ===========     ===========     ==========

POPULAR, INC.



CONDENSED CONSOLIDATING STATEMENT OF INCOME

                                                                    Year ended December 31, 2001
                                    ------------------------------------------------------------------------------------------
                                    Popular, Inc.     PIBI           PNA             Other        Elimination    Popular, Inc.
(In thousands)                       Holding Co.   Holding Co.    Holding Co.    Subsidiaries        Entries     Consolidated
                                    -------------  ----------     -----------    ------------     -----------    ------------
INTEREST INCOME:
  Loans                               $  21,525     $   1,069     $   153,426     $ 1,614,050     $  (230,180)    $1,559,890
  Money market investments                1,127            19             781          97,931         (52,248)        47,610
  Investment securities                   1,553             2             756         484,095         (13,062)       473,344
  Trading account securities                                                           15,024              (6)        15,018
                                      ---------     ---------     -----------     -----------     -----------     ----------
                                         24,205         1,090         154,963       2,211,100        (295,496)     2,095,862
                                      ---------     ---------     -----------     -----------     -----------     ----------

INTEREST EXPENSE:
  Deposits                                                                            520,587          (2,419)       518,168
  Short-term borrowings                   1,144           231          64,856         372,091        (108,674)       329,648
  Long-term debt                         31,216                        87,488         236,654        (184,297)       171,061
                                      ---------     ---------     -----------     -----------     -----------     ----------
                                         32,360           231         152,344       1,129,332        (295,390)     1,018,877
                                      ---------     ---------     -----------     -----------     -----------     ----------
Net interest (loss) income               (8,155)          859           2,619       1,081,768            (106)     1,076,985
Provision for loan losses                                                             213,250                        213,250
                                      ---------     ---------     -----------     -----------     -----------     ----------
Net interest (loss) income
 after provision
 for loan losses                         (8,155)          859           2,619         868,518            (106)       863,735
Service charges on deposit
 accounts                                                                             147,037             (43)       146,994
Other service fees                                                                    242,701            (154)       242,547
(Loss) gain on sale of
  investment securities                    (100)          (50)                            177                             27
Trading account profit (loss)                              27                          (1,808)                        (1,781)
(Loss) gain on derivatives                                            (20,515)            287                        (20,228)
Gain on sale of loans                                                                  45,633                         45,633
Other operating income                   14,519         1,915                          53,532         (11,570)        58,396
                                      ---------     ---------     -----------     -----------     -----------     ----------
                                          6,264         2,751         (17,896)      1,356,077         (11,873)     1,335,323
                                      ---------     ---------     -----------     -----------     -----------     ----------

OPERATING EXPENSES:
 Personnel costs:
  Salaries                                                292                         321,094                        321,386
  Profit sharing                                                                       16,251                         16,251
  Pension and other benefits                               51                          87,454                         87,505
                                      ---------     ---------     -----------     -----------     -----------     ----------
                                                          343                         424,799                        425,142
 Net occupancy expenses                                    12                          72,088                         72,100
 Equipment expenses                                                                    97,383                         97,383
 Other taxes                              1,394                                        37,362                         38,756
 Professional fees                        1,275             9             402          72,317            (268)        73,735
 Communications                              39                                        48,844                         48,883
 Business promotion                                                                    50,783                         50,783
 Printing and supplies                                                                 17,804                         17,804
 Other operating expenses                    94            61             426          74,212            (608)        74,185
 Amortization of intangibles                                                           27,438                         27,438
                                      ---------     ---------     -----------     -----------     -----------     ----------
                                          2,802           425             828         923,030            (876)       926,209
                                      ---------     ---------     -----------     -----------     -----------     ----------
Income (loss) before income tax,
 minority interest, cumulative
 effect of accounting change
 and equity in earnings of
 subsidiaries                             3,462         2,326         (18,724)        433,047         (10,997)       409,114
Income tax                               (1,399)                       (6,627)        116,095          (2,789)       105,280
Net loss of minority interest                                                              18                             18
                                      ---------     ---------     -----------     -----------     -----------     ----------
Income (loss) before cumulative
 effect of accounting change
 and equity in earnings
 of subsidiaries                          4,861         2,326         (12,097)        316,970          (8,208)       303,852
Cumulative effect of accounting
  change                                                                                  686                            686
                                      ---------     ---------     -----------     -----------     -----------     ----------
Income (loss) before equity in
 earnings of subsidiaries                 4,861         2,326         (12,097)        317,656          (8,208)       304,538
Equity in earnings of subsidiaries      299,677        19,845          32,350          23,820        (375,692)
                                      ---------     ---------     -----------     -----------     -----------     ----------

NET INCOME                            $ 304,538     $  22,171     $    20,253     $   341,476     $  (383,900)    $  304,538
                                      =========     =========     ===========     ===========     ===========     ==========


                                                           2002 ANNUAL REPORT 75

POPULAR, INC.



CONDENSED CONSOLIDATING STATEMENT OF INCOME


                                                                      Year ended December 31, 2000
                                       ------------------------------------------------------------------------------------------
                                       Popular, Inc.        PIBI          PNA            Other       Elimination    Popular, Inc.
(In thousands)                          Holding Co.     Holding Co.   Holding Co.    Subsidiaries      Entries      Consolidated
                                       -------------    -----------   -----------    ------------    -----------    -------------
INTEREST INCOME:
  Loans                                  $ 50,363        $   876       $119,316       $1,589,626      $(173,349)     $1,586,832
  Money market investments                    855             81            189          118,585        (57,354)         62,356
  Investment securities                     1,863              2            715          496,603        (12,985)        486,198
  Trading account securities                                                              14,771                         14,771
                                         --------        -------       --------       ----------      ---------      ----------
                                           53,081            959        120,220        2,219,585       (243,688)      2,150,157
                                         --------        -------       --------       ----------      ---------      ----------

INTEREST EXPENSE:
  Deposits                                                                               553,471        (24,098)        529,373
  Short-term borrowings                    30,354            552         54,030          522,091        (98,998)        508,029
  Long-term debt                           29,336            142         72,646          148,321       (120,451)        129,994
                                         --------        -------       --------       ----------      ---------      ----------
                                           59,690            694        126,676        1,223,883       (243,547)      1,167,396
                                         --------        -------       --------       ----------      ---------      ----------
Net interest (loss) income                 (6,609)           265         (6,456)         995,702           (141)        982,761
Provision for loan losses                   1,365                                        193,275                        194,640
                                         --------        -------       --------       ----------      ---------      ----------
Net interest (loss) income
 after provision
 for loan losses                           (7,974)           265         (6,456)         802,427           (141)        788,121
Service charges on deposit accounts                                                      125,519                        125,519
Other service fees                                                                       217,814         (1,819)        215,995
Gain (loss) on sale of
 investment securities                     12,001                                           (800)                        11,201
Trading account profit                                                                     1,991                          1,991
Gain on sale of loans                                                                     39,673                         39,673
Other operating income                     10,818          1,279                          64,409         (6,825)         69,681
                                         --------        -------       --------       ----------      ---------      ----------
                                           14,845          1,544         (6,456)       1,251,033         (8,785)      1,252,181
                                         --------        -------       --------       ----------      ---------      ----------

OPERATING EXPENSES:
 Personnel costs:
  Salaries                                                   280                         306,249                        306,529
  Profit sharing                                                                          18,913                         18,913
  Pension and other benefits                                  46                          68,688                         68,734
                                         --------        -------       --------       ----------      ---------      ----------
                                                             326                         393,850                        394,176
 Net occupancy expenses                                       12                          67,724            (16)         67,720
 Equipment expenses                             1                                         98,021                         98,022
 Other taxes                                1,350                                         32,775                         34,125
 Professional fees                            473              9            228           66,088         (1,947)         64,851
 Communications                                19                                         45,670                         45,689
 Business promotion                                                                       46,791                         46,791
 Printing and supplies                          2                                         20,826                         20,828
 Other operating expenses                     609             50            421           69,160           (567)         69,673
 Amortization of intangibles                                                              34,558                         34,558
                                         --------        -------       --------       ----------      ---------      ----------
                                            2,454            397            649          875,463         (2,530)        876,433
                                         --------        -------       --------       ----------      ---------      ----------
Income (loss) before income
 tax, minority interest
 and equity in earnings of
 subsidiaries                              12,391          1,147         (7,105)         375,570         (6,255)        375,748
Income tax                                  3,354                        (2,590)         101,573         (1,540)        100,797
Net loss of minority interest                                                              1,152                          1,152
                                         --------        -------       --------       ----------      ---------      ----------
Income (loss) before equity
 in earnings of subsidiaries                9,037          1,147         (4,515)         275,149         (4,715)        276,103
Equity in earnings of subsidiaries        267,066         12,900         20,944            9,271       (310,181)
                                         --------        -------       --------       ----------      ---------      ----------

NET INCOME                               $276,103        $14,047       $ 16,429       $  284,420      $(314,896)     $  276,103
                                         ========        =======       ========       ==========      =========      ==========

POPULAR, INC.


CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                                      Year ended December 31, 2002
                                                                      ---------------------------------------------------------
                                                                       Popular, Inc.          PIBI                 PNA
(In thousands)                                                          Holding Co.        Holding Co.         Holding Co.
Cash flows from operating activities:
 Net income                                                           $    351,932       $     65,127       $     60,269
                                                                      ------------       ------------       ------------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries                         (346,044)           (60,625)           (73,289)
 Depreciation and amortization of
  premises and equipment                                                       814
 Provision for loan losses
 Amortization of intangibles
 Net loss (gain) on sale of investment securities                            2,361                                   (25)
 Loss on derivatives                                                                                              18,705
 Net loss on disposition of premises and equipment
 Net gain on sale of loans, excluding loans held-for-sale
 Amortization of premiums and accretion
  of discounts on investments
 Amortization of deferred loan fees and costs
 Stock options expense                                                         148
 Increase in loans held-for-sale
 Net increase in trading securities
 Net decrease in interest receivable                                            29                                   371
 Net decrease (increase) in other assets                                       130             (4,398)             1,406
 Net (decrease) increase in interest payable                                  (179)               (47)            (1,610)
 Net decrease in current and deferred taxes                                   (339)                                 (867)
 Net increase in postretirement benefit
  obligation
 Net (decrease) increase in other liabilities                               (2,080)               140             (7,048)
                                                                      ------------       ------------       ------------
Total adjustments                                                         (345,160)           (64,930)           (62,357)
                                                                      ------------       ------------       ------------
Net cash provided by (used in) operating activities                          6,772                197             (2,088)
                                                                      ------------       ------------       ------------
Cash flows from investing activities:
 Net decrease (increase) in money market investments                       110,000                  1             (9,266)
 Purchases of investment securities held-to-maturity
 Maturities of investment securities held-to-maturity
 Purchases of investment securities available-for-sale                     (34,347)            (4,721)        (1,932,303)
 Maturities of investment securities available-for-sale                                                        1,931,303
 Proceeds from sales of investment securities available-for-sale               131                                 1,024
 Net repayments (disbursements) on loans                                    28,889                               (36,201)
 Proceeds from sale of loans
 Acquisition of loan portfolios
 Capital contribution to subsidiaries                                          (50)               (81)
 Assets acquired, net of cash
 Acquisition of premises and equipment
 Proceeds from sale of premises and equipment
 Dividends received from subsidiary                                        248,000
                                                                      ------------       ------------       ------------
Net cash provided by (used in) investing activities                        352,623             (4,801)           (45,443)
                                                                      ------------       ------------       ------------
Cash flows from financing activities:
 Net increase in deposits
 Net increase in federal funds purchased and
  securities sold under agreements to repurchase                            10,300                                77,265
 Net increase (decrease) in other short-term borrowings                     29,191             (4,182)           (97,390)
 Net (payments) proceeds from issuance of notes
  payable and capital securities                                           (61,141)             8,788             68,565
 Dividends paid to parent company
 Dividends paid                                                           (108,003)
 Proceeds from issuance of common stock                                     11,166
 Redemption of preferred stock                                            (102,000)
 Treasury stock acquired                                                  (138,847)
 Capital contribution from parent                                                                  50
                                                                      ------------       ------------       ------------
Net cash (used in) provided by financing activities                       (359,334)             4,656             48,440
                                                                      ------------       ------------       ------------
Net increase in cash and due from banks                                         61                 52                909
Cash and due from banks at beginning of year                                   263                 18                252
                                                                      ------------       ------------       ------------
Cash and due from banks at end of year                                $        324       $         70       $      1,161
                                                                      ============       ============       ============

                                                                                      Year ended December 31, 2002
                                                                      -----------------------------------------------------
                                                                              Other          Elimination      Popular, Inc.
(In thousands)                                                             subsidiaries         Entries       Consolidated
                                                                           ------------      ------------     -------------
Cash flows from operating activities:
 Net income                                                                $   393,531       $  (518,927)      $   351,932
                                                                           -----------       -----------       -----------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries                              (31,960)          511,918
 Depreciation and amortization of
  premises and equipment                                                        73,353                              74,167
 Provision for loan losses                                                     205,570                             205,570
 Amortization of intangibles                                                     9,104                               9,104
 Net loss (gain) on sale of investment securities                                1,006                               3,342
 Loss on derivatives                                                             1,380                              20,085
 Net loss on disposition of premises and equipment                                 773                                 773
 Net gain on sale of loans, excluding loans held-for-sale                       (6,718)                             (6,718)
 Amortization of premiums and accretion
  of discounts on investments                                                   15,980                              15,980
 Amortization of deferred loan fees and costs                                   29,155                              29,155
 Stock options expense                                                             809                                 957
 Increase in loans held-for-sale                                              (151,759)           (1,680)         (153,439)
 Net increase in trading securities                                           (239,240)             (920)         (240,160)
 Net decrease in interest receivable                                             1,906              (712)            1,594
 Net decrease (increase) in other assets                                        (6,038)           (1,758)          (10,658)
 Net (decrease) increase in interest payable                                     2,176               991             1,331
 Net decrease in current and deferred taxes                                    (16,336)           (5,224)          (22,766)
 Net increase in postretirement benefit
  obligation                                                                     7,479                               7,479
 Net (decrease) increase in other liabilities                                  101,055             4,166            96,233
                                                                           -----------       -----------       -----------
Total adjustments                                                               (2,305)          506,781            32,029
                                                                           -----------       -----------       -----------
Net cash provided by (used in) operating activities                            391,226           (12,146)          383,961
                                                                           -----------       -----------       -----------
Cash flows from investing activities:
 Net decrease (increase) in money market investments                          (169,917)         (195,898)         (265,080)
 Purchases of investment securities held-to-maturity                       (26,588,518)                        (26,588,518)
 Maturities of investment securities held-to-maturity                       27,006,127            (6,000)       27,000,127
 Purchases of investment securities available-for-sale                      (7,419,028)                         (9,390,399)
 Maturities of investment securities available-for-sale                      5,523,837            (6,000)        7,449,140
 Proceeds from sales of investment securities available-for-sale             1,265,387                           1,266,542
 Net repayments (disbursements) on loans                                    (1,602,891)          258,102        (1,352,101)
 Proceeds from sale of loans                                                   592,992                             592,992
 Acquisition of loan portfolios                                             (1,220,139)                         (1,220,139)
 Capital contribution to subsidiaries                                                                131
 Assets acquired, net of cash                                                   (1,500)                             (1,500)
 Acquisition of premises and equipment                                        (138,074)                           (138,074)
 Proceeds from sale of premises and equipment                                    7,662                               7,662
 Dividends received from subsidiary                                                             (248,000)
                                                                           -----------       -----------       -----------
Net cash provided by (used in) investing activities                         (2,744,062)         (197,665)       (2,639,348)
                                                                           -----------       -----------       -----------
Cash flows from financing activities:
 Net increase in deposits                                                    1,273,778            (1,811)        1,271,967
 Net increase in federal funds purchased and
  securities sold under agreements to repurchase                               745,605            99,613           932,783
 Net increase (decrease) in other short-term borrowings                       (186,107)          134,808          (123,680)
 Net (payments) proceeds from issuance of notes
  payable and capital securities                                               802,726          (260,296)          558,642
 Dividends paid to parent company                                             (248,000)          248,000
 Dividends paid                                                                                                   (108,003)
 Proceeds from issuance of common stock                                                                             11,166
 Redemption of preferred stock                                                                                    (102,000)
 Treasury stock acquired                                                          (227)                           (139,074)
 Capital contribution from parent                                                   81              (131)
                                                                           -----------       -----------       -----------
Net cash (used in) provided by financing activities                          2,387,856           220,183         2,301,801
                                                                           -----------       -----------       -----------
Net increase in cash and due from banks                                         35,020            10,372            46,414
Cash and due from banks at beginning of year                                   659,094           (53,485)          606,142
                                                                           -----------       -----------       -----------
Cash and due from banks at end of year                                     $   694,114       $   (43,113)      $   652,556
                                                                           ===========       ===========       ===========


                                                           2002 ANNUAL REPORT 77

POPULAR, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                               Year ended December 31, 2001
                                                                     -------------------------------------------------
                                                                      Popular, Inc.          PIBI              PNA
(In thousands)                                                         Holding Co.        Holding Co.      Holding Co.
                                                                      -------------     -------------     ------------
Cash flows from operating activities:
 Net income                                                           $   304,538       $    22,171       $    20,253
                                                                      -----------       -----------       -----------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries                        (299,677)          (19,845)          (32,350)
 Depreciation and amortization of
  premises and equipment                                                      203
 Provision for loan losses
 Amortization of intangibles
 Net loss (gain) on sale of investment securities                             100                50
 Loss (gain) on derivatives                                                                                    20,515
 Net loss on disposition of premises and equipment
 Net gain on sale of loans, excluding loans held-for-sale
 Amortization of premiums and accretion
  of discounts on investments
 Increase in loans held-for-sale
 Amortization of deferred loan fees and costs
 Net increase in trading securities
 Net decrease (increase) in interest receivable                               789               588              (212)
 Net decrease (increase) in other assets                                    1,201           (31,116)           (2,972)
 Net decrease in interest payable                                         (12,599)             (217)           (7,660)
 Net (decrease) increase in current and deferred taxes                        (21)                              1,475
 Net increase in postretirement benefit
  obligation
 Net increase (decrease) in other liabilities                              12,369                13            (4,722)
                                                                      -----------       -----------       -----------
Total adjustments                                                        (297,635)          (50,527)          (25,926)
                                                                      -----------       -----------       -----------
Net cash provided by (used in) operating activities                         6,903           (28,356)           (5,673)
                                                                      -----------       -----------       -----------
Cash flows from investing activities:
 Net (increase) decrease in money market investments                      (92,100)               25              (382)
 Purchases of investment securities held-to-maturity
 Maturities of investment securities held-to-maturity
 Purchases of investment securities available-for-sale                   (103,902)             (145)
 Maturities of investment securities available-for-sale                    99,679                                  62
 Proceeds from sales of investment securities available-for-sale
 Net repayments (disbursements) on loans                                  347,362            22,500          (694,506)
 Proceeds from sale of loans
 Acquisition of loan portfolios
 Capital contribution to subsidiaries                                      (6,815)                               (532)
 Return on investment from subsidiary                                                           300
 Acquisition of premises and equipment                                    (12,209)
 Proceeds from sale of premises and equipment
 Dividends received from subsidiary                                       248,550
                                                                      -------------     -------------     ------------
Net cash provided by (used in) investing activities                       480,565            22,680          (695,358)
                                                                      -----------       -----------       -----------
Cash flows from financing activities:
 Net increase in deposits
 Net increase in federal funds purchased and
  securities sold under agreements to repurchase                                                              352,918
 Net decrease in other short-term borrowings                             (377,713)           (1,142)         (799,621)
 Net (payments) proceeds from issuance of notes
  payable and capital securities                                          (13,093)                          1,147,198
 Dividends paid to parent company
 Dividends paid                                                          (106,384)
 Proceeds from issuance of common stock                                     9,702
 Treasury stock sold
 Return of capital to parent
 Capital contribution from parent                                                             6,818               500
                                                                      -------------     -------------     ------------
Net cash (used in) provided by financing activities                      (487,488)            5,676           700,995
                                                                      -----------       -----------       -----------
Net decrease in cash and due from banks                                       (20)                                (36)
Cash and due from banks at beginning of year                                  283                18               288
                                                                      -----------       -----------       -----------
Cash and due from banks at end of year                                $       263       $        18       $       252
                                                                      ===========       ===========       ===========



                                                                                Year ended December 31, 2001
                                                                      ---------------------------------------------------
                                                                         Other           Elimination      Popular, Inc.
(In thousands)                                                        subsidiaries          Entries       Consolidated
                                                                      ------------       -----------      --------------
Cash flows from operating activities:
 Net income                                                           $   341,476       $  (383,900)      $   304,538
                                                                      -----------       -----------       -----------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries                         (23,820)          375,692
 Depreciation and amortization of
  premises and equipment                                                   75,759                              75,962
 Provision for loan losses                                                213,250                             213,250
 Amortization of intangibles                                               27,438                              27,438
 Net loss (gain) on sale of investment securities                            (177)                                (27)
 Loss (gain) on derivatives                                                  (287)                             20,228
 Net loss on disposition of premises and equipment                            672                                 672
 Net gain on sale of loans, excluding loans held-for-sale                  (1,173)                             (1,173)
 Amortization of premiums and accretion
  of discounts on investments                                               6,708                               6,708
 Increase in loans held-for-sale                                         (133,502)           17,915          (115,587)
 Amortization of deferred loan fees and costs                              22,881                              22,881
 Net increase in trading securities                                      (118,033)              920          (117,113)
 Net decrease (increase) in interest receivable                            13,675             1,557            16,397
 Net decrease (increase) in other assets                                   44,905            (1,444)           10,574
 Net decrease in interest payable                                         (41,083)                           (61,559)
 Net (decrease) increase in current and deferred taxes                     19,635           (1,733)           19,356
 Net increase in postretirement benefit
  obligation                                                                4,052                               4,052
 Net increase (decrease) in other liabilities                              11,166            (3,332)           15,494
                                                                      -----------       -----------       -----------
Total adjustments                                                         122,066           389,575           137,553
                                                                      -----------       -----------       -----------
Net cash provided by (used in) operating activities                       463,542             5,675           442,091
                                                                      -----------       -----------       -----------
Cash flows from investing activities:
 Net (increase) decrease in money market investments                      869,064          (531,779)          244,828
 Purchases of investment securities held-to-maturity                   (7,973,243)                         (7,973,243)
 Maturities of investment securities held-to-maturity                   7,635,276                           7,635,276
 Purchases of investment securities available-for-sale                 (7,231,376)                         (7,335,423)
 Maturities of investment securities available-for-sale                 5,675,066            10,999         5,785,806
 Proceeds from sales of investment securities available-for-sale        1,161,097                           1,161,097
 Net repayments (disbursements) on loans                               (3,452,097)        1,460,353        (2,316,388)
 Proceeds from sale of loans                                              887,238                             887,238
 Acquisition of loan portfolios                                          (833,035)                           (833,035)
 Capital contribution to subsidiaries                                       1,259             6,088
 Return on investment from subsidiary                                                          (300)
 Acquisition of premises and equipment                                    (67,263)                            (79,472)
 Proceeds from sale of premises and equipment                               2,905                               2,905
 Dividends received from subsidiary                                                        (248,550)
                                                                      -------------     -------------     ------------
Net cash provided by (used in) investing activities                    (3,325,109)          696,811        (2,820,411)
                                                                      -----------       -----------       -----------
Cash flows from financing activities:
 Net increase in deposits                                               1,471,561            80,472         1,552,033
 Net increase in federal funds purchased and
  securities sold under agreements to repurchase                          528,767           (94,032)          787,653
 Net decrease in other short-term borrowings                           (1,765,638)          402,144        (2,541,970)
 Net (payments) proceeds from issuance of notes
  payable and capital securities                                        2,711,539        (1,288,345)        2,557,299
 Dividends paid to parent company                                        (248,550)          248,550
 Dividends paid                                                                                              (106,384)
 Proceeds from issuance of common stock                                                                         9,702
 Treasury stock sold                                                           78                                  78
 Return of capital to parent                                                 (300)              300
 Capital contribution from parent                                             532            (7,850)
                                                                      -----------       -----------       -----------
Net cash (used in) provided by financing activities                     2,697,989          (658,761)        2,258,411
                                                                      -----------       -----------       -----------
Net decrease in cash and due from banks                                  (163,578)           43,725          (119,909)
Cash and due from banks at beginning of year                              822,672           (97,210)          726,051
                                                                      -----------       -----------       -----------
Cash and due from banks at end of year                                $   659,094       $   (53,485)      $   606,142
                                                                      ===========       ===========       ===========

POPULAR, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                                   Year ended December 31, 2000
                                                                      -----------------------------------------------------
                                                                       Popular, Inc.          PIBI             PNA
(In thousands)                                                          Holding Co.       Holding Co.      Holding Co.
                                                                      --------------    -------------     ------------
Cash flows from operating activities:
 Net income                                                           $   276,103       $    14,047       $    16,429
                                                                      -----------       -----------       -----------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries                        (267,066)          (12,900)          (20,944)
 Depreciation and amortization of
  premises and equipment
 Provision for loan losses                                                  1,365
 Amortization of intangibles
 Net (gain) loss on sale of investment securities                         (12,001)
 Net loss on disposition of premises and equipment
 Net gain on sale of loans, excluding loans held-for-sale
 Amortization of premiums and accretion
  of discounts on investments                                                                                    (430)
 Increase in loans held-for-sale
 Amortization of deferred loan fees and costs
 Net decrease in trading securities
 Net increase in interest receivable                                         (991)             (394)          (11,379)
 Net increase in other assets                                             (18,913)             (302)             (155)
 Net (decrease) increase in interest payable                                 (605)             (210)           (3,585)
 Net increase (decrease) in current and deferred taxes                      6,826                              (2,165)
 Net increase in postretirement benefit
  obligation
 Net increase in other liabilities                                          5,451                31               435
                                                                      -----------       -----------       -----------
Total adjustments                                                        (285,934)          (13,775)          (38,223)
                                                                      -----------       -----------       -----------
Net cash (used in) provided by operating activities                        (9,831)              272           (21,794)
                                                                      -----------       -----------       -----------
Cash flows from investing activities:
 Net decrease (increase) in money market investments                       14,663             2,931            21,443
 Purchases of investment securities held-to-maturity
 Maturities of investment securities held-to-maturity
 Purchases of investment securities available-for-sale                    (37,318)                               (298)
 Maturities of investment securities available-for-sale                    13,503
 Proceeds from sales of investment securities available-for-sale           19,950
 Net repayments (disbursements) on loans                                  350,310            16,392          (414,741)
 Proceeds from sale of loans
 Acquisition of loan portfolios
 Capital contribution to subsidiaries                                     (25,747)           (7,943)          (97,390)
 Assets acquired, net of cash
 Acquisition of premises and equipment
 Proceeds from sale of premises and equipment
 Cash transferred due to sale of investment in subsidiary
 Merger of Popular Holdings USA in PNA                                                                            455
 Dividends received from subsidiary                                        88,000
                                                                      -----------       -----------       -----------
Net cash provided by (used in) investing activities                       423,361            11,380          (490,531)
                                                                      -----------       -----------       -----------
Cash flows from financing activities:
 Net increase in deposits
 Net increase in federal funds purchased and
  securities sold under agreements to repurchase                                                               68,700
 Net (decrease) increase in other short-term borrowings                   (53,337)          (20,304)        1,011,407
 Net (payments) proceeds from issuance of notes payable                  (272,704)           (7,007)         (568,158)
 Dividends paid to parent company
 Dividends paid                                                           (95,297)
 Proceeds from issuance of common stock                                     9,823
 Treasury stock acquired                                                   (2,064)
 Capital contribution from parent                                                            15,450
                                                                      -----------       -----------       -----------
Net cash (used in) provided by financing activities                      (413,579)          (11,861)          511,949
                                                                      -----------       -----------       -----------
Net (decrease) increase in cash and due from banks                            (49)             (209)             (376)
Cash and due from banks at beginning of year                                  332               227               664
                                                                      -----------       -----------       -----------
Cash and due from banks at end of year                                $       283       $        18       $       288
                                                                      ===========       ===========       ===========

                                                                                 Year ended December 31, 2000
                                                                    --------------------------------------------------
                                                                         Other         Elimination      Popular, Inc.
(In thousands)                                                        subsidiaries       Entries       Consolidated
                                                                      ------------     -----------     ---------------
Cash flows from operating activities:
 Net income                                                           $   284,420       $(314,896)      $   276,103
                                                                      -----------       ---------       -----------
 Adjustments to reconcile net income to
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries                          (9,271)        310,181
 Depreciation and amortization of
  premises and equipment                                                   76,848                              76,848
 Provision for loan losses                                                193,275                             194,640
 Amortization of intangibles                                               34,558                              34,558
 Net (gain) loss on sale of investment securities                             800                             (11,201)
 Net loss on disposition of premises and equipment                            210                                 210
 Net gain on sale of loans, excluding loans held-for-sale                  (7,935)                             (7,935)
 Amortization of premiums and accretion
  of discounts on investments                                               1,350                                 920
 Increase in loans held-for-sale                                         (204,603)                           (204,603)
 Amortization of deferred loan fees and costs                              22,093                              22,093
 Net decrease in trading securities                                        83,537                              83,537
 Net increase in interest receivable                                      (27,779)            8,017           (32,526)
 Net increase in other assets                                              (9,984)              238           (29,116)
 Net (decrease) increase in interest payable                               29,301                              24,901
 Net increase (decrease) in current and deferred taxes                    (17,268)            1,373           (11,234)
 Net increase in postretirement benefit
  obligation                                                                3,844                               3,844
 Net increase in other liabilities                                         26,502           (13,794)           18,625
                                                                      -----------         ---------       -----------
Total adjustments                                                         195,478           306,015           163,561
                                                                      -----------         ---------       -----------
Net cash (used in) provided by operating activities                       479,898            (8,881)          439,664
                                                                      -----------         ---------       -----------
Cash flows from investing activities:
 Net decrease (increase) in money market investments                     (254,838)          102,398          (113,403)
 Purchases of investment securities held-to-maturity                   (5,517,411)                         (5,517,411)
 Maturities of investment securities held-to-maturity                   5,458,897                           5,458,897
 Purchases of investment securities available-for-sale                 (4,759,954)                         (4,797,570)
 Maturities of investment securities available-for-sale                 2,771,791              (800)        2,784,494
 Proceeds from sales of investment securities available-for-sale          799,005                             818,955
 Net repayments (disbursements) on loans                               (1,899,973)           70,078        (1,877,934)
 Proceeds from sale of loans                                            1,024,637                           1,024,637
 Acquisition of loan portfolios                                          (589,178)                           (589,178)
 Capital contribution to subsidiaries                                     (10,174)          141,254
 Assets acquired, net of cash                                              (8,453)                             (8,453)
 Acquisition of premises and equipment                                    (75,147)                            (75,147)
 Proceeds from sale of premises and equipment                              11,631                              11,631
 Cash transferred due to sale of investment in subsidiary                 (46,899)                            (46,899)
 Merger of Popular Holdings USA in PNA                                                         (455)
 Dividends received from subsidiary                                                         (88,000)
                                                                      -----------         ---------       -----------
Net cash provided by (used in) investing activities                    (3,096,066)          224,475        (2,927,381)
                                                                      -----------         ---------       -----------
Cash flows from financing activities:
 Net increase in deposits                                                 413,493           512,678           926,171
 Net increase in federal funds purchased and
  securities sold under agreements to repurchase                          511,417           (30,482)          549,635
 Net (decrease) increase in other short-term borrowings                 1,385,576          (528,767)        1,794,575
 Net (payments) proceeds from issuance of notes payable                   417,844          (202,719)         (632,744)
 Dividends paid to parent company                                         (88,000)           88,000
 Dividends paid                                                                                               (95,297)
 Proceeds from issuance of common stock                                                                         9,823
 Treasury stock acquired                                                      (27)                             (2,091)
 Capital contribution from parent                                         105,299          (120,749)
                                                                      -----------         ---------       -----------
Net cash (used in) provided by financing activities                     2,745,602          (282,039)        2,550,072
                                                                      -----------         ---------       -----------
Net (decrease) increase in cash and due from banks                        129,434           (66,445)           62,355
Cash and due from banks at beginning of year                              693,238           (30,765)          663,696
                                                                      -----------         ---------       -----------
Cash and due from banks at end of year                                $   822,672         $ (97,210)      $   726,051
                                                                      ===========         =========       ===========

                                                           2002 ANNUAL REPORT 79