Form 10-K, Exhibit 13
period 2003-12-31
POPULAR INC
filed 2004-03-15
CIK 763901

                                                                    EXHIBIT 13.1

[POPULAR LOGO]

                                                              Annual Report 2003

                                    [PHOTO]

                                                                               .
                                                                               .
                                                                               .


 1        We Believe...

10        Our Creed, Our People, Institutional

          Values, Strategic Objectives

11        Letter to Shareholders

20        Business Summary

22        Senior Management Council

23        Management Group

24        Boards of Directors

25        Financial Information

POPULAR, INC., a financial holding company with $36.4 billion in assets, is a complete financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers full retail and commercial banking services through its main subsidiary, Banco Popular, as well as brokerage and investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic financial services franchise, providing complete financial solutions to all the communities it serves. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, and is exporting its 110 years of experience to the region. Popular, Inc. has always been committed to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

                                   We believe

                      we are defined by the accomplishments

                               of our customers.

                                    [PHOTO]

                                   We believe

               that owning a home strengthens the bonds of family

                      and nurtures financial independence.

Relationships thrive when both sides work toward a shared goal. Having the support of a trusted financial institution keeps you focused on what's important
- owning a home, starting a family, saving for the future. We know the power of working together to realize your dreams.

                                   We believe

                            in protecting a lifetime

                                  of hard work.

                                     [PHOTO]

At Popular, we champion every business, large or small. And we help write success stories, whether it's a neighborhood grocer, family farm or large manufacturer. The planning and hard work required to create jobs, support families and enliven communities are the same. Our commercial banking services puts years of business experience within reach of every entrepreneur.

04      Popular Annual Report 2003

                                    [PHOTO]

                                    [PHOTO]

                                   We believe

                   that your money should keep working beyond

                                your retirement.

                                    [PHOTO]

Retirement seems to remain off in the distance, until that day suddenly arrives. At Popular, we believe that good financial habits should not wait. For every stage in life, we have the right financial alternative. So when that day comes, you can share the rewards with your loved ones.

                                    [PHOTO]

                                   We believe

                          in our capacity to transform

                                  communities.

                                    [PHOTO]

Wherever you find Popular, you find people willing to invest their energy and commitment to address social needs, celebrate our culture, and make life better. We at Popular welcome the challenge because we see ourselves as much more than a financial institution. Popular is a reflection of every single community we serve.

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

STRATEGIC OBJECTIVES

Puerto Rico

Strengthen our competitive position in our main market by offering the best and most complete financial services in an efficient and convenient manner. Our services will respond to the needs of all segments of the market in order to earn their trust, satisfaction and loyalty.

United States

Expand our franchise in the United States by offering the most complete financial services to the communities we serve while capitalizing on our strengths in the Hispanic market.

Processing

Provide added value by offering integrated technological solutions and financial transaction processing.

10      Popular Annual Report 2003

Letter to Shareholders

[PHOTO OF RICHARD L. CARRION]

Richard L. Carrion
Chairman
President
Chief Executive Officer

This year we celebrated Popular's 110th anniversary. Reaching this milestone has led us to reflect on what has made us thrive during this journey that has lasted over a century. We confirm our belief that the most important factor in our success is the conviction and commitment to the principles upon which Popular was founded - to actively assist our clients, employees and the communities we serve achieve their goals and dreams.

         Our steadfast commitment to this idea once again enabled us to deliver excellent financial results in 2003. Consolidated net income reached $470.9 million, an increase of 33.8% when compared to the previous year. Earnings per common share (EPS) totaled $3.47, compared with $2.61 in 2002. Total assets grew by 8.2%, reaching $36.4 billion by year-end. This translated into a return on assets (ROA) of 1.36% and a return on common equity (ROE) of 19.30%, compared with 1.11% and 16.29% in 2002, respectively.

         These results include $71.1 million in gains on sale of investment securities, mainly marketable equity securities held by the Corporation. They also reflect the cancellation of interest swap contracts with notional amounts totaling $500 million, part of the Corporation's risk management strategies. This year, we also registered approximately $15.6 million in non-recurrent losses resulting from unauthorized credit card transactions.

                               20 YEARS OF GROWTH
                              dollars in millions

                                  [BAR CHART]

                                   ROA AND ROE
                                   percentage

                                  [BAR CHART]

        "There are many reasons for our 110 years of growth and success.

 Most important among them is the commitment that Popular made from the start -

            to actively help both our clients and the communities we

                      serve reach their goals and dreams."

We addressed the situation immediately, dedicating internal resources as well as engaging experts in this field, and are now confident that we have the operational platform and the systems in place to protect our customers and the Corporation from this type of growing illicit activity.

         On December 31, 2003, Popular's stock closed at $44.85, compared with $33.80 at the end of 2002. This 32.7% rise compares favorably with the 26.4% increase of the Standard & Poor's 500 Index and the 22.8% increase of the S&P Banking Index. Reflecting our strong financial position and our confidence in the earnings potential of the Corporation, in April of this year, the Board of Directors declared an increase in the quarterly dividend, from $0.20 to $0.27 per share.

         Our financial results reflect the successful execution of our strategy in our three main areas of business: financial services in Puerto Rico, financial services in the United States and processing services.

PUERTO RICO
FINANCIAL SERVICES

In Puerto Rico, currently our principal market, we offer the complete spectrum of financial services to all segments of the population. The financial services industry in Puerto Rico during 2003 was characterized by an intensification of the competition on all fronts. Popular proactively designed attractive offers and effective marketing campaigns to strengthen our position in the market. To balance the impact of aggressive pricing on our profits, we have been focusing on finding more efficient ways to manage our operation in order to pass those savings to our customers while maintaining our profitability.

         Banco Popular de Puerto Rico (BPPR) relaunched Cuenta Popular - a retail checking account with no monthly fee during the first year, no minimum opening balance and free access to Popular's electronic channels - offered aggressive rates in personal loans, and consolidated our leadership position in

[PHOTO]

"I've learned that when I express sincere interest in each client as an individual, and establish rapport, then I can meet their financial needs better. This relationship keeps me involved and attentive to always seek the best alternative for my client. One of the most fulfilling aspects of my work is when I identify just the right product or service to fit these needs." Juan Bobonis, Banco Popular de Puerto Rico

12      Popular Annual Report 2003
the IRA market. We also continued our efforts to target and meet the needs of specific segments of the population. We held over 300 "Banco en la Comunidad" (Bank in the Community) activities, where we visited low-income communities throughout Puerto Rico to educate them about the benefits of saving for the future.

         Consistent with our objective of offering the broadest array of services to our commercial customers, this year we established the Corporate Finance and Advisory Services Division, providing mergers and acquisitions advisory services, loan syndications and derivative products to corporate and institutional clients.

         Popular Mortgage, our mortgage banking subsidiary in Puerto Rico, continued to benefit from the lowest interest environment in 45 years and a dynamic housing construction industry on the island. Total originations grew by 19.6% in 2003 due to its strategy of differentiating itself from the competition by creating customized products, enhancing traditional and electronic distribution channels and focusing on strengthening customer service. Popular Auto grew its portfolio by 19.9% during 2003, in an environment characterized by slower car sales and aggressive competition from other commercial banks, finance companies and dedicated automobile lenders. The key to Popular Auto's performance was aggressive promotions and marketing as well as several projects designed to increase operational efficiency.

         Popular Insurance, founded in 2000, has established itself as the largest general insurance agency owned by a financial institution in Puerto Rico. Total premiums written and commissions rose 35.5% and 23.4%, respectively, in 2003. Popular Securities, offering brokerage and investment banking services to both retail and institutional clients, had a very productive year. On the institutional side, we completed five new deals as lead manager totaling close to $1 billion in value. In the retail brokerage business, commissions grew by 8.9% as we hired experienced brokers that strengthened our sales force and targeted commercial clients as a potential source of new business and product cross-selling.

         In 2003, we celebrated the first anniversary of PREMIA(SM), our loyalty program for the corporation's customers in Puerto Rico. PREMIA(SM) is a unique program, as it rewards customers for a large variety of products and services they have with Popular. In its first year, PREMIA(SM) has allowed us to further differentiate ourselves from the competition and has had a positive impact on customer retention, cross-selling and increased electronic behavior. We will continue to look for ways to expand, enhance and closely monitor the program in order to sustain the positive impact on customer profitability we have observed thus far.

         One of our most important competitive advantages is the variety and the quality of our delivery channels. With 193 banking branches, we have by far the most extensive branch network in

                                     ASSETS
                              BY GEOGRAPHICAL AREA

                                  [PIE CHART]

- Puerto Rico: 62%

- United States: 36%

- Other: 2%

                                    REVENUES
                              BY LINE OF BUSINESS

                                  [PIE CHART]

- Retail and Commercial Banking: 64%

- Mortgage and Consumer Lending: 17%

- Processing: 6%

- Auto and Equipment Leasing and Financing: 5%

- Investment: 2%

- Insurance: 1%

- Other: 5%

"We are committed to our Shared Agreements regarding operational efficiency and growth.

       We are confident that these efforts, together with the dedication of our people, will fulfill our goal - to be the premier community bank in every market we serve in the United States."

Puerto Rico. In addition, the alternative delivery channels we have developed in the past two decades have matured and are now as important to our clients as our branches. We have over 550 automatic teller machines (ATMs) in Puerto Rico. TeleBanco Popular, our telephone banking system, has grown dramatically in the last decade, and currently handles an average of over 3 million calls per month. However, we still believe that there is enormous potential to develop it further. Mi Banco Popular, our Internet banking platform, has over 170,000 registered customers conducting over 300,000 transactions every month. Our efforts in the future will be focused on expanding the capabilities and promoting the use of the platform for transactional purposes, such as payments.

UNITED STATES
FINANCIAL SERVICES

Our operations in the continental United States achieved great results in 2003 and contributed importantly to the profitability of the Corporation. Banco Popular North America (BPNA) made significant progress and is on track to meet its Shared Agreements: specific three-year goals related to key strategic initiatives announced in 2002 under the theme "A New Day". The centralization of back office and processes supporting our branches fueled further efficiency improvements and helped increase net income by more than 50% in 2003 following a doubling of earnings in 2002.

         The "New Day" efforts continued vigorously during 2003 as BPNA completed its first-ever customer segmentation analysis, identifying important opportunities and strategies to achieve further efficiencies in business banking. The most significant achievement of the year, however, was the successful systems conversion of all core processing functions, ATM driving and Internet banking. This conversion, completed in October, is the final and key step to creating the right foundation to support significant business growth in the years to come. We are confident that our new

                                BPPR TRANSACTIONS
                                   in millions

                                  [BAR CHART]

                             BPNA'S TEN YEAR GROWTH
                                  in millions

                                  [BAR GRAPH]

14      Popular Annual Report 2003
operating platform and the positive impact of our people-centered initiatives will translate into BPNA becoming the premier community bank in the markets it serves.

         Equity One, our mortgage and consumer lending subsidiary in the U.S., continued to take full advantage of the low interest rate environment and closed the year with $6.5 billion in loans, an increase of 41.2% over the previous year. Equity One, with a network of 181 offices located in 26 states, has seen a dramatic rise in its assets in recent years and its contribution to the financial results of the Corporation has become increasingly important.

         Popular Cash Express (PCE), our check-cashing franchise in the U.S., also had an important year. We completed a thorough analysis of the operations and developed strategies to improve our profitability and position in the marketplace. To that end, we put in place a new management team and organizational structure to ensure success.

PROCESSING SERVICES

         Processing has become one of the major businesses for the Corporation. The processing expertise acquired throughout the years, coupled with the acquisition of GM Group in 1999, has enabled us to offer a wide array of processing services providing high margins as well as a stable source of recurrent income that is not sensitive to interest-rate fluctuations.

         We are in the process of reorganizing our technology and operations functions throughout the Corporation in order to provide high-quality, customer-centric and cost-efficient operations to all Popular enterprises as well as to generate significant third party income by leveraging our core competencies. One of the major initiatives in this regard is the redesign of our technology infrastructure. This project emerged from our recognition that the current reality of electronic transactions and multiple customer relations requires a platform that is able to provide online real-time processing as well as a single and consistent customer view. Even though the completion of this project will take several years, we have organized it in different stages, and we will begin to reap some of its benefits as soon as 2004.

         Popular's experience in the processing business in Puerto Rico dates back to the establishment of the ATH Network, which celebrated its 20th anniversary this year. The network currently manages over 1,200 ATMs and 41,000 point-of-sale (POS) terminals and processes over 25 million transactions every month.

         Popular's growth in the processing business expanded to the greater Caribbean region in the mid-1990s with the establishment of operations in the Dominican Republic and Costa Rica. In June of this year, we acquired an equity stake in Servicios Financieros, S.A., El Salvador's premier electronic payments

[PHOTO]

"Popular is a place where people learn and grow, which is why many employees stay here for their entire career. At Popular one feels like part of a big family. There is a sense of pride behind what we do that clients can see and feel."

Edith Gomez, Banco Popular North America

    "One of our greatest institutional values is our social commitment to the communities we serve. Helping is not limited to donating money,

  it is also about sharing our time and skills, as well as offering what we do best - listening and encouraging those who need it."

processor. This transaction marks an important step in our continued efforts to penetrate all the principal markets in the region.

         This year, GM Group began driving Banco Popular North America's ATM network and hosting their Internet banking application from its operations center in Puerto Rico. This kicks off what will certainly be an aggressive expansion in the United States. Our goal is to leverage our capabilities to establish ourselves as a major payment processor for small and medium-sized merchants and community financial institutions in the U.S.

         Expansion in the processing business also includes the entry into new business lines and technologies. In October 2003, we acquired Advanced Data Support, a Puerto Rico-based software solutions provider to health service practitioners that will enable us to process health insurance electronic claims in accordance with HIPAA legislation. We are convinced that there are great opportunities for growth in this arena and will be looking for new ways to take advantage of them.

COMMUNITY, CORPORATE GOVERNANCE, BOARD AND DPA

Our commitment to actively contribute to the communities we serve is as important as our business activities. Popular's corporate involvement comprises a three-pronged focus: donations and sponsorships, grants by Banco Popular Foundation and an Employee Volunteer Program.

         Led by Banco Popular de Puerto Rico, the Corporation's subsidiaries in 2003 provided nearly $12.5 million in donations and sponsorships to more than 1,000 non-profit institutions to support a wide array of community-based projects.

         For the past 24 years, Banco Popular Foundation has focused its efforts in sponsoring and funding educational and self-help community initiatives. During 2003, the Foundation granted more than $818,000 to 51 non-profit organizations. The Foundation's Rafael Carrion Jr. Scholarship Fund awarded 132 college

[PHOTO]

"I think being a good listener makes the difference in terms of providing the best customer service. By listening to our clients, we are better able to understand and advise them properly. Once someone feels heard, answers come much easier and the conversation feels more like a partnership."

Adeline Cruz, Popular Mortgage

16      Popular Annual Report 2003
scholarships in 2003 totaling $201,800 to dependents of Popular employees. In addition, since 1994, 17 scholarships have been granted to Puerto Rican youths to study at The Wharton School of the University of Pennsylvania.

         Banco Popular Foundation is strengthened by the active involvement of Popular employees. More than 52% of its employees contributed over $248,000 to the Foundation through voluntary payroll deductions, an amount that will be matched by the Corporation as part of its Matching Gift program. In addition, during 2003 more than 2,500 employees donated more than 10,800 hours of their personal time to a wide variety of organizations. As part of "Make a Difference Day", a national community service event, over 1,500 Popular employees participated in 130 projects throughout Puerto Rico. Through all these initiatives, the Corporation reinvests a portion of its income back into the community, in accordance with one of the original ideas behind Popular's foundation.

         Popular has a long and deep-rooted tradition of integrity and ethical business practices. We understand that sound principles of corporate governance are crucial for the success of the business and to ensure the trust of all stakeholders - investors, employees, suppliers, government and the community as a whole. As part of our review of recent proposals by lawmakers, regulators and investor advocates in general, we took some measures to enhance our already strong corporate governance structure.

         One of these measures was the restructuring of several of the Board's committees. A Corporate Governance and Nominating Committee composed of independent directors was created to identify and recommend potential members of the Board and its committees, to promote the effective functioning of the Board and to develop and recommend a set of corporate governance principles applicable to Popular. In addition, what was previously the Human Resources Committee for Banco Popular was restructured to become the Compensation Committee at the corporate level to review and approve the policies related to the compensation of the Corporation's executive officers. We also updated our website to include information on Popular's corporate governance practices.

         We updated our Code of Ethics this year and required all directors and employees to read and sign the new version. To support this effort, we named an Ethics Officer to receive and handle any notice related to a potential conflict of interest or any possible violation of the Code of Ethics and created a confidential hotline through which employees can clarify any doubts or report any alleged violations.

         One of our greatest strengths is the guidance and commitment of our entire Board of Directors to the highest standards of corporate responsibility and to the future of our Corporation. Antonio Luis Ferre will retire early from the Popular, Inc. Board of Directors in 2004 after

                                 POPULAR, INC.
                           DONATIONS AND SPONSORSHIPS

                                  [PIE CHART]

- Civic/Community: 52%

- Cultural: 25%

- Sports: 15%

- Education: 5%

- Other: 3%

                            BANCO POPULAR FOUNDATION
                                    DONATIONS

                                  [PIE CHART]

- Community Development: 35%

- Education: 30%

- Arts: 22%

- Special Needs: 13%

             "We are proud of our past, but focused on the future -

                 always seeking and finding new ways to improve.

      Our position of leadership carries with it responsibility as well as great reward - to guide and set the pace of change."

20 years of service. It has been a great honor to have him as a member and Vice Chairman of our Board and we are thankful for his counsel and his leadership throughout the years. Hector R. Gonzalez and Julio E. Vizcarrondo Jr. will also retire from the Popular, Inc. Board after reaching the mandatory retirement age. We will continue to benefit from Gonzalez's guidance on the Banco Popular de Puerto Rico Board of Directors. David H. Chafey Jr., Senior Executive Vice President in charge of Retail Banking, and Jorge A. Junquera, Senior Executive Vice President and Chief Financial Officer, will resign from the Popular, Inc. Board in 2004. Francisco J. Carreras and Alberto M. Paracchini will retire from the Banco Popular de Puerto Rico Board of Directors upon reaching the Board's mandatory retirement age. Paracchini was formerly Chairman of the Board and Chief Executive Officer of BanPonce Corporation at the time of the merger between Popular and BanPonce in 1990. Paracchini went on to serve as Chairman of the Board until April 1993 and remained as an active member of the Board until the present. We are grateful to all of these Directors for their insight and advice during the many years they served on our Board.

         Maria Luisa Ferre and Jose R. Vizcarrondo have been nominated as members of the Popular, Inc. Board of Directors. It is worth noting that both their parents are former members of the Board. While we feel that this should not give them an advantage in the nomination process, neither should it constitute an obstacle to their becoming members of the Board. The candidates have been nominated by the Corporate Governance and Nominating Committee and carefully evaluated by the Board on their own merits and on their potential contribution as active members of our Board. As a result of these changes,

[PHOTO]

"Helping someone manage their financial needs is a great privilege. It's a relationship built on a foundation of integrity and trust. Once I gain a client's trust, I work very hard to maintain it."

Arturo Valldejuly, Popular Securities

18       Popular Annual Report 2003
the Popular, Inc. Board will have nine members, six of which qualify as independent directors according to NASDAQ standards.

         The topic of corporate governance has been widely discussed in the last several years and much regulation and legislation, such as the Sarbanes-Oxley Act, has been drafted in a highly-charged environment. While not minimizing the importance of sound corporate governance - which, as I mentioned above, has been central to our beliefs, practices and success - I truly feel that when good individuals are involved, there is no need for much regulation, and in the case of ill-intentioned persons, no amount of regulation is enough to prevent wrongdoing. I can wholeheartedly say that we have been blessed throughout the years with a Board of Directors made up of good, honorable individuals deeply committed to the well-being of our Corporation.

         Last year we announced that Banco Popular de Puerto Rico had reached a Deferred Prosecution Agreement ("DPA") with the U.S. Department of Justice and other federal entities. According to the DPA, the Government filed an information with a single count of failure to file Suspicious Activity Reports
(SARs) in a timely and complete manner, primarily in relation to a former client's transactions, and Banco Popular agreed to forfeit $21.6 million. The DPA completed a three-year long investigation that concluded that no current or former officer, director or employee of BPPR had been involved or had benefited financially from any criminal activity.

         One year later, on January 16, 2004, the Government, recognizing that we fulfilled all of our commitments under the Agreement, decided to terminate the DPA. This situation and the ensuing DPA is definitely one of the most difficult events our institution has had to endure. It certainly was the most difficult decision I have had to make in all my years at the helm of our Company. At the end of the day, we became convinced that a lengthy court case would continue to drain our resources and would subject the Bank and the Corporation to unnecessary danger. I felt then, as I do now, that the entire process was needless and unjust.

         Having completed this extremely difficult period and with the significant accomplishments achieved during this past year, we look to the future with optimism as we focus all our energies on growing our business and continuing the job we started 110 years ago.

/s/ Richard L. Carrion

Richard L. Carrion
Chairman
President
Chief Executive Officer

                               STOCK PERFORMANCE
                                     dollars

                                  [LINE GRAPH]

                             RETURN TO SHAREHOLDERS
                                   1986 = 100

                                  [LINE GRAPH]

                                  TOTAL RETURN*
                                   percentage

                                  [BAR CHART]

Business Summary

Puerto Rico

BANCO POPULAR DE
PUERTO RICO

- Largest commercial bank in Puerto Rico with over $21.3 billion in total assets and 193 branches

- Reached $13.3 billion in deposits and approximately $11 billion in loans

- Mi Banco Popular, our online banking site, reached over 170,000 registered users processing over 300,000 monthly transactions

- PREMIA(SM), Puerto Rico's most comprehensive loyalty program, had over 194,000 registered clients and had awarded approximately 1 billion points

POPULAR MORTGAGE

- The mortgage operation in Puerto Rico, originated over $2.0 billion during 2003

-        Opened four new mortgage centers, for a total 32 offices

POPULAR AUTO

- Leading provider of financing, leasing and daily rental alternatives under one roof

- Attained $660 million in loan and lease originations, ending the year with $1.3 billion in assets

- Composed of eight sales and service centers and 10 daily rental offices with a fleet of nearly 1,100 passenger vehicles and commercial units

United States

BANCO POPULAR NORTH AMERICA

- Largest Hispanic-owned bank in the United States with assets totaling $6.3 billion, with 97 branches and 129 ATMs located in New York, New Jersey, Illinois, California, Florida and Texas

-        Reached $5.1 billion in deposits and $4.9 billion in loans

- Ranks among the top 10 Small Business Administration (SBA) lenders in the country

POPULAR LEASING, U.S.A.

- Provides small-ticket equipment leasing through its 11 offices in nine states

-        Reached $252 million in assets

POPULAR INSURANCE, U.S.A.

- Offers insurance and investment products through BPNA's national branch network

-        Licensed as an insurance agency or broker in 19 states

Processing

GM GROUP

- Leading provider of transaction processing and information management solutions in the Caribbean Basin

- Serves clients in Puerto Rico, United States, Dominican Republic, Costa Rica, Venezuela, Haiti, El Salvador, Honduras, Bermuda, Belize and Nicaragua

- Red ATH network, the largest ATM/POS network in the region, processed over 370 million total transactions through a total of 2,970 ATMs and 65,583 POS terminals

- Acquired Advanced Data Support, a health care transaction processing and software development company in Puerto Rico

ATH COSTA RICA/CREST, S.A.

- Payment processing subsidiaries in Costa Rica, operating the leading ATM network in the country and serving over 25 local financial institutions through 591 ATMs and 5,600 POS

20       Popular Annual Report 2003

POPULAR ASSET  MANAGEMENT

- A division of Banco Popular, provides institutional investment management services

-        It reached $2.8 billion in assets under management at year end

POPULAR SECURITIES

- Leading brokerage and investment banking firm in Puerto Rico with 74 financial consultants in BPPR branches and five financial centers

- The combined assets under management of the retail and institutional operations surpassed $3.6 billion in 2003

- Completed five new deals as Lead Manager totaling close to $1 billion in addition to co-managing approximately $13 billion in value

POPULAR INSURANCE

- A general agency that represents over 80 insurance companies in Puerto Rico and the U.S. Virgin Islands

- At the end of 2003, it had subscribed over $125 million in premiums, increasing 35.5% from 2002

-        Established Popular Re, the first reinsurance company in Puerto Rico

-        Obtained license to sell variable products

POPULAR FINANCE

- Offers small personal and mortgage loans through its network of 36 offices and seven mortgage centers

-        Net loans increased 16.8% from 2002 to 2003

- Acquired seven offices of Mendoza Finance and its loan portfolio for a total of $28 million in loans

                                   NET INCOME
                                 BY SUBSIDIARY

                                   [PIE CHART]

- Banco Popular: 82%

- Popular Auto: 7%

- Popular Mortgage: 5%

- Popular Securities: 3%

- Popular Insurance: 2%

- Popular Finance: 1%

POPULAR CASH EXPRESS

- Third largest check-cashing operation in the U.S. with 129 stores in California, Florida, New York, Texas and Arizona

-        Revenues increased 11% from 2002 to 2003

EQUITY ONE

- Diversified mortgage and consumer lending institution offering real estate secured, home improvement and unsecured loans

- Operates through a network of 181 branches in 26 states and total managed net loans reaching $6.5 billion

- Ranks 20th in originations and 22nd in servicing in the non-prime consumer mortgage market in the U.S.

                              TRADITIONAL DELIVERY
                                     SYSTEM

                                  [BAR CHART]

         terminals. In addition, they offer card issuer processing services to a variety of financial institutions both locally and throughout the region

CONSORCIO DE TARJETAS DOMINICANAS

- Network investment in the Dominican Republic, solidified its position as the leading payment network in the country, ending the year with a total of 1,087 ATMs and 18,819 POS terminals

SERVICIOS FINANCIEROS, S.A

- Acquired a 31% equity stake in El Salvador's leading ATM/POS network, Servicios Financieros, S.A.

                            ATH NETWORK TRANSACTIONS
                                  in millions

                                    [GRAPH]

Senior Management Council

[PHOTO OF RICHARD L. CARRION]
Richard L. Carrion
Chairman
President
Chief Executive Officer

[PHOTO OF DAVID H. CHAFEY JR.]
David H. Chafey Jr.
Senior Executive Vice President
Retail Banking

[PHOTO OF JORGE A. JUNQUERA]
Jorge A. Junquera
Senior Executive Vice President
Chief Financial Officer

[PHOTO OF MARIA ISABEL BURCKHART]
Maria Isabel Burckhart
Executive Vice President
Administration

[PHOTO OF CARLOS COLINO]
Carlos Colino
Executive Vice President
GM Group

[PHOTO OF ROBERTO R. HERENCIA]
Roberto R. Herencia
Executive Vice President
North America

[PHOTO OF TERE LOUBRIEL]
Tere Loubriel
Executive Vice President
Human Resources

[PHOTO OF EMILIO E. PINERO FERRER]
Emilio E. Pinero Ferrer, Esq.
Executive Vice President
Commercial Banking

[PHOTO OF BRUNILDA SANTOS DE ALVAREZ]
Brunilda Santos de Alvarez, Esq.
Executive Vice President
Legal

[PHOTO OF CARLOS J. VAZQUEZ]
Carlos J. Vazquez
Executive Vice President
Risk Management

[PHOTO OF FELIX M. VILLAMIL]
Felix M. Villamil
Executive Vice President
Operations

22       Popular Annual Report 2003

Popular, Inc. Management Group

PUERTO RICO

BANCO POPULAR
  DE PUERTO RICO
Richard L. Carrion
Chairman
President
Chief Executive Officer

RETAIL BANKING GROUP
David H. Chafey Jr.

   Orlando Berges
   Bayamon Region

   Denise Draper
   Hato Rey Region

   Sylvia Lopez
   Caguas Region

   Maritza Mendez
   Rio Piedras Region

   Alberto Rivera
   Eastern Region

   Carlos Rodriguez
   Western Region

   Edgar Roig
   Ponce Region

   Lizzie Rosso
   San Juan Region

   Eli Sepulveda Jr.
   Arecibo/Manati Region

   Valentino I. McBean
   Virgin Islands Region

   Raul Aponte
   Alternative Delivery Channels

   Linda C. Colon
   Retail Credit Services and
      Subsidiaries

      POPULAR AUTO, INC.
      Andres Morrell
      President

      POPULAR FINANCE, INC.
      Rafael Negron
      President

   Fabio Garcia
   Individual Lending

   Juan Guerrero
   Financial and Investment
      Services

   Nestor O. Rivera
   Retail Banking

   POPULAR MORTGAGE, INC.
   Silvio Lopez
   President

      Raul Colon
      Mortgage Servicing

COMMERCIAL BANKING GROUP
Emilio E. Pinero Ferrer, Esq.

   Yamil Castillo
   Construction Loans

   Michael McDonald
   Corporate Finance and
      Advisory Services

   Cynthia Toro
   Business Banking

   Ricardo Toro
   Corporate Banking

FINANCIAL MANAGEMENT GROUP
Jorge A. Junquera

   Richard Barrios
   Investments and Treasury

   Luis R. Cintron, Esq.
   Trust

   Amilcar L. Jordan, Esq.
   Comptroller

   Ivan Pagan
   Acquisitions and
      Corporate Investments

   POPULAR SECURITIES, INC.
   Kenneth W. McGrath
   President

ADMINISTRATION GROUP
Maria Isabel Burckhart

   Ginoris Lopez-Lay
   Strategic Planning
      and Marketing

   Olga Mayoral
   Public Relations and
      Corporate Communications

   Jaime L. Nazario
   Corporate Real Estate

HUMAN RESOURCES GROUP
Tere Loubriel

LEGAL GROUP
Brunilda Santos de Alvarez, Esq.

   Eduardo J. Negron, Esq.
   Legal Division

OPERATIONS GROUP
Felix M. Villamil

   Luis O. Abreu
   Operational Financial Support

   Jose L. Casas
   Computer and Network Services

   Ramon L. Melendez
   Programming

   Roberto Negron
   Operations

   Otto Rosario
   Transaction Processing

   Hector Torres
   Security

RISK MANAGEMENT GROUP
Carlos J. Vazquez

   Jesus Aldarondo
   Operational Risk Management

   Ana Carmen Alemany
   Credit Risk Management

   Maria de Lourdes Jimenez, Esq.
   Corporate Compliance

   Jose A. Mendez
   General Auditor

GM GROUP, INC.

Carlos Colino
Chairman
Chief Executive Officer

   Walter Cervoni
   President

POPULAR INSURANCE, INC.
Angela Weyne
President

UNITED STATES

BANCO POPULAR
  NORTH AMERICA, INC.
Richard L. Carrion
Chairman
Chief Executive Officer

Roberto R. Herencia
President
   Manuel Chinea
   Marketing and Product
      Development

   Jeannette Frett
   Mari Pat Varga
   People and Leadership

   Chris McFadden
   Finance and Treasury

   Cesar Medina
   Credit Risk Management

   James Norini
   Administration

   Alberto Paracchini
   Operations and Technology

   Richard Peterson
   Community Banking

      Vernon V. Aguirre
      Southern California Region

      Mike Carr
      Houston Region

      Michele Imbasciani
      New York Metro Region

      Mercedes F. McCall
      Orlando Region

      Javier Ubarri
      Chicago Region

   Richard Stiles
   Commercial Banking

   POPULAR CASH EXPRESS, INC.
   Bernard J. Flaherty
   President

   POPULAR LEASING, U.S.A.
   Bruce D. Horton
   President

BANCO POPULAR,
  NATIONAL ASSOCIATION
Jorge A. Junquera
President

EQUITY ONE, INC.
C.E. (Bill) Williams
President

Boards of Directors

POPULAR, INC.

Richard L. Carrion
Chairman
President
Chief Executive Officer

Antonio Luis Ferre
Vice Chairman
Chairman
El Nuevo Dia

Juan J. Bermudez
Partner
Bermudez & Longo, S.E.

Jose B. Carrion Jr.
Private Investor

David H. Chafey Jr.
Senior Executive Vice President
Popular, Inc.

Hector R. Gonzalez
President
Chief Executive Officer
Ventek Group, Inc.

Jorge A. Junquera
Senior Executive Vice President
Popular, Inc.

Manuel Morales Jr.
President
Parkview Realty, Inc.

Francisco M. Rexach Jr.
President
Capital Assets, Inc.

Frederic V. Salerno
Investor

Felix J. Serralles Nevares
President
Chief Executive Officer
Destileria Serralles, Inc.

Julio E. Vizcarrondo Jr.
President
Chief Executive Officer
Desarrollos Metropolitanos, S.E.

   Samuel T. Cespedes, Esq.
   Secretary
   Board of Directors

   Brunilda Santos de Alvarez, Esq.
   Assistant Secretary
   Board of Directors

   Ernesto N. Mayoral, Esq.
   Assistant Secretary
   Board of Directors

   Eduardo J. Negron, Esq.
   Assistant Secretary
   Board of Directors

BANCO POPULAR
DE PUERTO RICO

Richard L. Carrion
Chairman
President
Chief Executive Officer

Juan A. Albors Hernandez
Chairman
President
Chief Executive Officer
Albors Development Corp.

Jose A. Bechara Bravo
President
Empresas Bechara, Inc.

Juan J. Bermudez
Partner
Bermudez & Longo, S.E.

Francisco J. Carreras
Educator
Executive Director
Fundacion Angel Ramos, Inc.

Jose B. Carrion Jr.
Private Investor

David H. Chafey Jr.
Senior Executive Vice President
Popular, Inc.

Maria Luisa Ferre
Executive Vice President
Grupo Ferre Rangel

Hector R. Gonzalez
President
Chief Executive Officer
Ventek Group, Inc.

Guillermo L. Martinez
Chairman
Chief Executive Officer
GM Capital

Manuel Morales Jr.
President
Parkview Realty, Inc.

Alberto M. Paracchini
Private Investor

Francisco M. Rexach Jr.
President
Capital Assets, Inc.

Felix J. Serralles Nevares
President
Chief Executive Officer
Destileria Serralles, Inc.

Jon E. Slater
Consultant

Julio E. Vizcarrondo Jr.
President
Chief Executive Officer
Desarrollos Metropolitanos, S.E.

   Samuel T. Cespedes, Esq.
   Secretary
   Board of Directors

   Brunilda Santos de Alvarez, Esq.
   Assistant Secretary
   Board of Directors

   Ernesto N. Mayoral, Esq.
   Assistant Secretary
   Board of Directors

   Eduardo J. Negron, Esq.
   Assistant Secretary
   Board of Directors

BANCO POPULAR
NORTH AMERICA

Richard L. Carrion
Chairman
Chief Executive Officer

Roberto R. Herencia
President

Alfonso F. Ballester
President
Ballester Hermanos, Inc.

Jorge A. Junquera
Senior Executive Vice President
Popular, Inc.

Francisco M. Rexach Jr.
President
Capital Assets, Inc.

Felix J. Serralles Nevares
President
Chief Executive Officer
Destileria Serralles, Inc.

Richard N. Speer Jr.
Chief Executive Officer
Speer & Associates, Inc.

Julio E. Vizcarrondo Jr.
President
Chief Executive Officer
Desarrollos Metropolitanos, S.E.

   Brunilda Santos de Alvarez, Esq.
   Secretary
   Board of Directors

   Eduardo J. Negron, Esq.
   Assistant Secretary
   Board of Directors

24       Popular Annual Report 2003

Report of Independent Auditors

To the Board of Directors and Stockholders of Popular, Inc.

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statements of condition of Popular, Inc. and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2003 (not presented herein) appearing in the 2003 Financial Review and Supplementary Information to stockholders of Popular, Inc., which is incorporated by reference in Popular, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003; and in our report dated February 27, 2004, we expressed an unqualified opinion on those consolidated financial statements with and explanatory paragraph for the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets."



In our opinion, the information set forth in the accompanying condensed consolidated statements of condition and of income is fairly stated in all material respects, in relation to the consolidated statements of condition and of income from which it has been derived.


/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP

San Juan, Puerto Rico
February 27, 2004

CERTIFIED PUBLIC ACCOUNTANTS
(of Puerto Rico)
License No. 216 Expires Dec. 1, 2004

Stamp 1935641 of the P.R. Society
of Certified Public Accountants
has been affixed to the file copy
of this report.

[PRICEWATERHOUSECOOPERS LOGO]

Condensed Consolidated Statements of Condition

                                                                                   AT DECEMBER 31,
                                                                                   ---------------
(In thousands)                                                              2003                   2002
                                                                            ----                   ----
Assets
Cash and due from banks                                                 $    688,090           $    652,556
Money market investments                                                     772,893              1,094,646
Trading securities, at market value                                          605,119                510,346
Investment securities available-for-sale, at market value                 10,051,579             10,310,656
Investment securities held-to-maturity, at amortized cost                    186,821                180,751
Other investment securities, at cost                                         233,144                221,247
Loans held-for-sale, at lower of cost or market                              271,592              1,092,927

Loans                                                                     22,613,879             18,775,847
      Less - unearned income                                                 283,279                286,655
      Allowance for loan losses                                              408,542                372,797
-----------------------------------------------------------------------------------------------------------
                                                                          21,922,058             18,116,395
-----------------------------------------------------------------------------------------------------------
Premises and equipment                                                       485,452                461,177
Other real estate                                                             53,898                 39,399
Accrued income receivable                                                    176,152                184,549
Other assets                                                                 769,037                578,091
Goodwill                                                                     191,490                182,965
Other intangible assets                                                       27,390                 34,647
-----------------------------------------------------------------------------------------------------------
                                                                        $ 36,434,715           $ 33,660,352
-----------------------------------------------------------------------------------------------------------

Liabilities and stockholders' equity
      Liabilities:
      Deposits:
        Non-interest bearing                                            $  3,726,707           $  3,367,385
        Interest bearing                                                  14,371,121             14,247,355
                                                                          18,097,828             17,614,740
      Federal funds purchased and securities sold under
        agreements to repurchase                                           5,778,987              6,684,551
      Other short-term borrowings                                          1,996,624              1,703,562
      Notes payable                                                        6,992,025              4,298,853
      Subordinated notes                                                     125,000                125,000
      Preferred beneficial interest in Popular North America's
        junior subordinated deferrable interest debentures
        guaranteed by the Corporation                                             --                144,000
      Other liabilities                                                      689,729                677,605
-----------------------------------------------------------------------------------------------------------
                                                                          33,680,193             31,248,311
-----------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                   105                  1,162
-----------------------------------------------------------------------------------------------------------

Stockholders' equity:
      Preferred stock                                                        186,875                     --
      Common stock                                                           837,566                834,799
      Surplus                                                                314,638                278,366
      Retained earnings                                                    1,601,851              1,300,437
      Accumulated other comprehensive income, net of tax                      19,014                202,487
      Treasury stock, at cost                                               (205,527)              (205,210)
-----------------------------------------------------------------------------------------------------------
                                                                           2,754,417              2,410,879
-----------------------------------------------------------------------------------------------------------
                                                                        $ 36,434,715           $ 33,660,352
===========================================================================================================

26       Popular Annual Report 2003

Condensed Consolidated Statements of Income

                                                                                  Year ended December 31,
                                                                                  -----------------------
(In thousands, except per share information)                               2003              2002             2001
                                                                           ----              ----             ----
Interest income
      Loans                                                            $ 1,550,036       $ 1,528,903       $ 1,559,890
      Money market investments                                              25,881            32,505            47,610
      Investment securities                                                422,295           445,925           473,344
      Trading securities                                                    36,026            16,464            15,018
----------------------------------------------------------------------------------------------------------------------
                                                                         2,034,238         2,023,797         2,095,862
----------------------------------------------------------------------------------------------------------------------

Interest expense
      Deposits                                                             342,891           432,415           517,881
      Short-term borrowings                                                147,456           185,343           329,648
      Long-term debt                                                       259,203           245,795           191,576
----------------------------------------------------------------------------------------------------------------------
                                                                           749,550           863,553         1,039,105
----------------------------------------------------------------------------------------------------------------------
Net interest income                                                      1,284,688         1,160,244         1,056,757
Provision for loan losses                                                  195,939           205,570           213,250
----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                      1,088,749           954,674           843,507
Service charges on deposit accounts                                        161,839           157,713           146,994
Other service fees                                                         284,392           265,806           242,547
Gain (loss) on sale of investment securities                                71,094            (3,342)               27
Trading account loss                                                       (10,214)             (804)           (1,781)
Gain on sale of loans                                                       53,572            52,077            45,633
Other operating income                                                      65,327            72,313            58,396
----------------------------------------------------------------------------------------------------------------------
                                                                         1,714,759         1,498,437         1,335,323
----------------------------------------------------------------------------------------------------------------------
Operating expenses
      Personnel costs                                                      526,444           488,741           425,142
      Net occupancy expenses                                                83,630            78,503            72,100
      Equipment expenses                                                   104,821            99,099            97,383
      Other taxes                                                           37,904            37,144            38,756
      Professional fees                                                     82,325            84,660            73,735
      Communications                                                        58,038            53,892            48,883
      Business promotion                                                    73,277            61,451            50,783
      Printing and supplies                                                 19,111            19,918            17,804
      Other operating expenses                                             119,689            96,490            74,185
      Amortization of intangibles                                            7,844             9,104            27,438
----------------------------------------------------------------------------------------------------------------------
                                                                         1,113,083         1,029,002           926,209
----------------------------------------------------------------------------------------------------------------------
Income before income tax, minority interest, and
      cumulative effect of accounting change                               601,676           469,435           409,114
Income tax                                                                 130,326           117,255           105,280
Net (gain) loss of minority interest                                          (435)             (248)               18
----------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                       470,915           351,932           303,852
Cumulative effect of accounting change, net of tax                              --                --               686
----------------------------------------------------------------------------------------------------------------------

Net income                                                             $   470,915       $   351,932       $   304,538
======================================================================================================================
Net income applicable to common stock                                  $   460,996       $   349,422       $   296,188
======================================================================================================================
Net income per common share (basic and diluted) (before and after
      cumulative effect of accounting change)                          $      3.47       $      2.61       $      2.17
======================================================================================================================

For a complete set of audited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, refer to Popular, Inc.'s 2003 Financial Review and Supplementary Information to stockholders incorporated by reference in Popular, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003.

Historical Financial Summary - 25 years

(Dollars in millions,except per share
                data)                     1979           1980        1981         1982         1983        1984
------------------------------------------------------------------------------------------------------------------
Selected Financial Information
------------------------------------------------------------------------------------------------------------------
  Net Interest Income                  $     110.6    $   130.0   $   135.9    $   151.7    $   144.9   $   156.8
  Non-Interest Income                         13.5         14.2        15.8         15.9         19.6        19.0
  Operating Expenses                          88.8        101.3       109.4        121.2        127.3       137.2
  Net Income                                  18.2         23.5        24.3         27.3         26.8        29.8
------------------------------------------------------------------------------------------------------------------
  Assets                                   2,472.0      2,630.1     2,677.9      2,727.0      2,974.1     3,526.7
  Net Loans                                  974.1        988.4     1,007.6        976.8      1,075.7     1,373.9
  Deposits                                 2,045.8      2,060.5     2,111.7      2,208.2      2,347.5     2,870.7
  Stockholders' Equity                       112.4        122.1       142.3        163.5        182.2       203.5
------------------------------------------------------------------------------------------------------------------
  Market Capitalization                $      70.3    $    45.0   $    66.4     $   99.0    $   119.3   $   159.8
  Return on Assets (ROA)                      0.79%        0.92%       0.90%        0.96%        0.95%       0.94%
  Return on Equity (ROE)                     17.56%       19.96%      18.36%       17.99%       15.86%      15.83%
------------------------------------------------------------------------------------------------------------------
Per Common Share(1)
------------------------------------------------------------------------------------------------------------------
  Net Income                           $      0.25    $    0.34   $    0.34     $   0.38    $    0.37   $    0.41
  Dividends (Declared)                        0.06         0.07        0.06         0.08         0.11        0.12
  Book Value                                  1.53         1.66        1.93         2.22         2.47        2.76
  Market Price                         $      0.98    $    1.01   $    0.92     $   1.38    $    1.66   $    2.22
------------------------------------------------------------------------------------------------------------------
Assets by Geographical Area
------------------------------------------------------------------------------------------------------------------
  Puerto Rico                                96.54%       95.53%      94.65%       94.63%       93.70%      91.31%
  United States                               3.46%        4.47%       5.14%        5.01%        5.23%       7.52%
  Caribbean and Latin America                                          0.21%        0.36%        1.07%       1.17%
------------------------------------------------------------------------------------------------------------------
      Total                                 100.00%      100.00%     100.00%      100.00%      100.00%     100.00%
------------------------------------------------------------------------------------------------------------------
Traditional Delivery System
------------------------------------------------------------------------------------------------------------------
Banking Branches
  Puerto Rico                                  110          110         110          110          112         113
  Virgin Islands                                                          1            2            3           3
  United States                                  8            7           7            7            6           9
------------------------------------------------------------------------------------------------------------------
      Subtotal                                 118          117         118          119          121         125
------------------------------------------------------------------------------------------------------------------
Non-Banking Offices
  Equity One
  Popular Cash Express
  Popular Finance
  Popular Auto
  Popular Leasing,U.S.A.
  Popular Mortgage
  Popular Securities
  Popular Insurance
  Popular Insurance,U.S.A.
  Popular Insurance,V.I.
  Levitt Mortgage
  GM Group
------------------------------------------------------------------------------------------------------------------
      Subtotal
------------------------------------------------------------------------------------------------------------------
     Total                                    118          117         118          119          121         125
------------------------------------------------------------------------------------------------------------------
Electronic Delivery System
------------------------------------------------------------------------------------------------------------------
  ATMs
    Owned and Driven
    Puerto Rico                                                                                    30          78
    Caribbean
    United States
      Subtotal                                                                                     30          78
  Driven
    Puerto Rico                                                                                                 6
    Caribbean
------------------------------------------------------------------------------------------------------------------
      Subtotal                                                                                                  6
------------------------------------------------------------------------------------------------------------------
      Total                                                                                        30          84
------------------------------------------------------------------------------------------------------------------
BPPR Transactions (in millions)
------------------------------------------------------------------------------------------------------------------
  Electronic Transactions                                                                         0.6         4.4
  Items Processed                             88.9         94.8        96.9         98.5        102.1       110.3
------------------------------------------------------------------------------------------------------------------
Employees (full-time equivalent)             3,659        3,838       3,891        3,816        3,832       4,110
------------------------------------------------------------------------------------------------------------------

(Dollars in millions,except per share
                data)                        1985         1986         1987        1988         1989
------------------------------------------------------------------------------------------------------
Selected Financial Information
------------------------------------------------------------------------------------------------------
  Net Interest Income                     $   174.9    $   184.2    $   207.7   $   232.5    $   260.9
  Non-Interest Income                          26.8         41.4         41.0        54.9         63.3
  Operating Expenses                          156.0        168.4        185.7       195.6        212.4
  Net Income                                   32.9         38.3         38.3        47.4         56.3
 -----------------------------------------------------------------------------------------------------
  Assets                                    4,141.7      4,531.8      5,389.6     5,706.5      5,972.7
  Net Loans                                 1,715.7      2,271.0      2,768.5     3,096.3      3,320.6
  Deposits                                  3,365.3      3,820.2      4,491.6     4,715.8      4,926.3
  Stockholders' Equity                        226.4        283.1        308.2       341.9        383.0
------------------------------------------------------------------------------------------------------
  Market Capitalization                   $   216.0    $   304.0    $   260.0   $   355.0    $   430.1
  Return on Assets (ROA)                       0.89%        0.88%        0.76%       0.85%        0.99%
  Return on Equity (ROE)                      15.59%       15.12%       13.09%      14.87%       15.87%
------------------------------------------------------------------------------------------------------
Per Common Share(1)
------------------------------------------------------------------------------------------------------
  Net Income                              $    0.46    $    0.50    $    0.48   $    0.59    $    0.70
  Dividends (Declared)                         0.14         0.15         0.17        0.17         0.20
  Book Value                                   3.07         3.46         3.77        4.19         4.69
  Market Price                            $    3.00    $    4.00    $    3.34   $    4.44    $    5.38
------------------------------------------------------------------------------------------------------
Assets by Geographical Area
------------------------------------------------------------------------------------------------------
  Puerto Rico                                 92.42%       91.67%       94.22%      93.45%       92.18%
  United States                                6.47%        7.23%        5.01%       5.50%        6.28%
  Caribbean and Latin America                  1.11%        1.10%        0.77%       1.05%        1.54%
------------------------------------------------------------------------------------------------------
      Total                                  100.00%      100.00%      100.00%     100.00%      100.00%
------------------------------------------------------------------------------------------------------
Traditional Delivery System
------------------------------------------------------------------------------------------------------
Banking Branches
  Puerto Rico                                   115          124          126         126          128
  Virgin Islands                                  3            3            3           3            3
  United States                                   9            9            9          10           10
------------------------------------------------------------------------------------------------------
      Subtotal                                  127          136          138         139          141
------------------------------------------------------------------------------------------------------
Non-Banking Offices
  Equity One
  Popular Cash Express
  Popular Finance                                                          14          17           18
  Popular Auto                                                                                       4
  Popular Leasing,U.S.A.
  Popular Mortgage
  Popular Securities
  Popular Insurance
  Popular Insurance,U.S.A.
  Popular Insurance,V.I.
  Levitt Mortgage
  GM Group
------------------------------------------------------------------------------------------------------
      Subtotal                                                             14          17           22
------------------------------------------------------------------------------------------------------
      Total                                     127          136          152         156          163
------------------------------------------------------------------------------------------------------
Electronic Delivery System
------------------------------------------------------------------------------------------------------
  ATMs
    Owned and Driven
     Puerto Rico                                 94          113          136         153          151
     Caribbean                                                              3           3            3
     United States
      Subtotal                                   94          113          139         156          154
  Driven
     Puerto Rico                                 36           51           55          68           65
     Caribbean
------------------------------------------------------------------------------------------------------
      Subtotal                                   36           51           55          68           65
------------------------------------------------------------------------------------------------------
      Total                                     130          164          194         224          219
------------------------------------------------------------------------------------------------------
BPPR Transactions (in millions)
------------------------------------------------------------------------------------------------------
  Electronic Transactions                       7.0          8.3         12.7        14.9         16.1
  Items Processed                             123.8        134.0        139.1       159.8        161.9
------------------------------------------------------------------------------------------------------
Employees (full-time equivalent)              4,314        4,400        4,699       5,131        5,213
------------------------------------------------------------------------------------------------------

(1)      Per common share data adjusted for stock splits.

28       Popular Annual Report 2003

(Dollars in millions,except per
           share data)                 1990        1991         1992         1993          1994           1995          1996
----------------------------------------------------------------------------------------------------------------------------------
Selected Financial Information
----------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income              $    284.2  $    407.8   $    440.2   $    492.1    $    535.5    $    584.2      $    681.3
  Non-Interest Income                    70.9       131.8        124.5        125.2         141.3         173.3           205.5
  Operating Expenses                    229.6       345.7        366.9        412.3         447.8         486.8           541.9
  Net Income                             63.4        64.6         85.1        109.4         124.7         146.4           185.2
----------------------------------------------------------------------------------------------------------------------------------
  Assets                              8,983.6     8,780.3     10,002.3     11,513.4      12,778.4      15,675.5        16,764.1
  Net Loans                           5,373.3     5,195.6      5,252.1      6,346.9       7,781.3       8,677.5         9,779.0
  Deposits                            7,422.7     7,207.1      8,038.7      8,522.7       9,012.4       9,876.7        10,763.3
  Stockholders' Equity                  588.9       631.8        752.1        834.2      1,002.40      1,141.70         1,262.5
----------------------------------------------------------------------------------------------------------------------------------
  Market Capitalization            $    479.1  $    579.0   $    987.8   $  1,014.7    $    923.7    $  1,276.8      $  2,230.5
  Return on Assets (ROA)                 1.09%       0.72%        0.89%        1.02%         1.02%         1.04%           1.14%
  Return on Equity (ROE)                15.55%      10.57%       12.72%       13.80%        13.80%        14.22%          16.17%
----------------------------------------------------------------------------------------------------------------------------------
Per Common Share(1)
----------------------------------------------------------------------------------------------------------------------------------
  Net Income                       $    0.790  $     0.54   $     0.70   $     0.84    $     0.92    $     1.05      $     1.34
  Dividends (Declared)                   0.20        0.20         0.20         0.23          0.25          0.29            0.35
  Book Value                             4.92        5.25         5.76         6.38          6.87          7.91            8.80
  Market Price                     $     4.00  $     4.81   $     7.56   $     7.75    $     7.03    $     9.69      $    16.88
----------------------------------------------------------------------------------------------------------------------------------
Assets by Geographical Area
----------------------------------------------------------------------------------------------------------------------------------
  Puerto Rico                           88.59%      86.67%       87.33%       79.42%        75.86%        75.49%          73.88%
  United States                          9.28%      10.92%       10.27%       16.03%        19.65%        20.76%          22.41%
  Caribbean and Latin America            2.13%       2.41%        2.40%        4.55%         4.49%         3.75%           3.71%
----------------------------------------------------------------------------------------------------------------------------------
      Total                            100.00%     100.00%      100.00%      100.00%       100.00%       100.00%         100.00%
----------------------------------------------------------------------------------------------------------------------------------
Traditional Delivery System
----------------------------------------------------------------------------------------------------------------------------------
Banking Branches
  Puerto Rico                             173         161          162          165           166           166             178
  Virgin Islands                            3           3            3            8             8             8               8
  United States                            24          24           30           32            34            40              44
----------------------------------------------------------------------------------------------------------------------------------
      Subtotal                            200         188          195          205           208           214             230
----------------------------------------------------------------------------------------------------------------------------------
Non-Banking Offices
  Equity One                                           27           41           58            73            91             102
  Popular Cash Express
  Popular Finance                          26          26           26           26            28            31              39
  Popular Auto                              9           9            9            8            10             9               8
  Popular Leasing,U.S.A.
  Popular Mortgage                                                                                            3               3
  Popular Securities                                                                                                          1
  Popular Insurance
  Popular Insurance,U.S.A.
  Popular Insurance,V.I.
  Levitt Mortgage
  GM Group
----------------------------------------------------------------------------------------------------------------------------------
      Subtotal                             35          62           76           92           111           134             153
----------------------------------------------------------------------------------------------------------------------------------
      Total                               235         250          271          297           319           348             383
----------------------------------------------------------------------------------------------------------------------------------
Electronic Delivery System
----------------------------------------------------------------------------------------------------------------------------------
ATMs
    Owned and Driven
    Puerto Rico                           211         206          211          234           262           281             327
    Caribbean                               3           3            3            8             8             8               9
    United States                                                    6           11            26            38              53
      Subtotal                            214         209          220          253           296           327             389
Driven
  Puerto Rico                              54          73           81           86            88           120             162

Caribbean                                                                                                                    97
----------------------------------------------------------------------------------------------------------------------------------
      Subtotal                             54          73           81           86            88           120             259
----------------------------------------------------------------------------------------------------------------------------------
      Total                               268         282          301          339           384           447             648
----------------------------------------------------------------------------------------------------------------------------------
BPPR Transactions (in millions)
----------------------------------------------------------------------------------------------------------------------------------
  Electronic Transactions                18.0        23.9         28.6         33.2          43.0          56.6            78.0
  Items Processed                       164.0       166.1        170.4        171.8         174.5         175.0           173.7
----------------------------------------------------------------------------------------------------------------------------------
Employees (full-time equivalent)        7,023       7,006        7,024        7,533         7,606         7,815           7,996
----------------------------------------------------------------------------------------------------------------------------------

(Dollars in millions,except per
          share data)                1997         1998          1999           2000           2001            2002          2003
------------------------------------------------------------------------------------------------------------------------------------
Selected Financial Information
-----------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income             $    784.0   $    873.0   $     953.7    $      982.8    $   1,056.8   $     1,160.2  $   1,284.7
  Non-Interest Income                  247.6        291.2         372.9           464.1          491.8           543.8        626.0
  Operating Expenses                   636.9        720.4         837.5           876.4          926.2         1,029.0      1,113.1
  Net Income                           209.6        232.3         257.6           276.1          304.5           351.9        470.9
-----------------------------------------------------------------------------------------------------------------------------------
  Assets                            19,300.5     23,160.4      25,460.5        28,057.1       30,744.7        33,660.4     36,434.7
  Net Loans                         11,376.6     13,078.8      14,907.8        16,057.1       18,168.6        19,582.1     22,602.2
  Deposits                          11,749.6     13,672.2      14,173.7        14,804.9       16,370.0        17,614.7     18,097.8
  Stockholders' Equity               1,503.1      1,709.1       1,661.0         1,993.6        2,272.8         2,410.9      2,754.4
-----------------------------------------------------------------------------------------------------------------------------------
  Market Capitalization           $  3,350.3    $ 4,611.7   $   3,790.2    $    3,578.1     $  3,965.4     $   4,476.4  $   5,960.2
  Return on Assets (ROA)                1.14%        1.14%         1.08%           1.04%          1.09%           1.11%        1.36%
  Return on Equity (ROE)               15.83%       15.41%        15.45%          15.00%         14.84%          16.29%       19.30%
-----------------------------------------------------------------------------------------------------------------------------------
Per Common Share(1)
-----------------------------------------------------------------------------------------------------------------------------------
  Net Income                      $     1.50   $     1.65   $      1.84    $       1.97    $      2.17   $        2.61  $      3.47
  Dividends (Declared)                  0.40         0.50          0.60            0.64           0.76            0.80         1.01
  Book Value                           10.37        11.86         11.51           13.92          15.93           18.20        19.32
  Market Price                    $    24.75   $    34.00   $     27.94    $      26.31    $     29.08   $       33.80  $     44.85
-----------------------------------------------------------------------------------------------------------------------------------
Assets by Geographical Area
-----------------------------------------------------------------------------------------------------------------------------------
  Puerto Rico                          74.10%       71.32%        70.95%          71.80%         67.66%          66.27%       61.84%
  United States                        23.34%       24.44%        25.17%          25.83%         29.84%          31.60%       36.29%
  Caribbean and Latin America           2.56%        4.24%         3.88%           2.37%          2.50%           2.13%        1.87%
------------------------------------------------------------------------------------------------------------------------------------
      Total                           100.00%      100.00%       100.00%         100.00%        100.00%         100.00%      100.00%
-----------------------------------------------------------------------------------------------------------------------------------
Traditional Delivery System
-----------------------------------------------------------------------------------------------------------------------------------
Banking Branches
  Puerto Rico                            201          198           199             199            196             195          193
  Virgin Islands                           8            8             8               8              8               8            8
  United States                           63           89            91              95             96              96           97
----------------------------------------------------------------------------------------------------------------------------------
    Subtotal                             272          295           298             302            300             299          298
----------------------------------------------------------------------------------------------------------------------------------
  Non-Banking Offices
  Equity One                             117          128           137             136            149             153          181
  Popular Cash Express                                 51           102             132            154             195          129
  Popular Finance                         44           48            47              61             55              36           43
  Popular Auto                            10           10            12              12             20              18           18
  Popular Leasing,U.S.A.                   7            8            10              11             13              13           11
  Popular Mortgage                         3           11            13              21             25              29           32
  Popular Securities                       2            2             2               3              3               5            5
  Popular Insurance                                                                   2              2               2            2
  Popular Insurance,U.S.A.                                                                           1               1            1
  Popular Insurance,V.I.                                                                                             1            1
  Levitt Mortgage                                                     2               2              1               2            3
  GM Group                                                            4               4              4               5            5
-----------------------------------------------------------------------------------------------------------------------------------
      Subtotal                           183          258           329             384            427             460          431
-----------------------------------------------------------------------------------------------------------------------------------
      Total                              455          553           627             686            727             759          729
-----------------------------------------------------------------------------------------------------------------------------------
Electronic Delivery System
-----------------------------------------------------------------------------------------------------------------------------------
  ATMs
    Owned and Driven
    Puerto Rico                          391          421           442             478            524             539          557
    Caribbean                             17           59            68              37             39              53           57
    United States                         71           94            99             109            118             131          129
      Subtotal                           479          574           609             624            681             723          743
  Driven
  Puerto Rico                            170          187           102             118            155             174          176
  Caribbean                              192          265           851             920            823             926        1,110
-----------------------------------------------------------------------------------------------------------------------------------
      Subtotal                           362          452           953           1,038            978           1,100        1,286
-----------------------------------------------------------------------------------------------------------------------------------
      Total                              841        1,026         1,562           1,662          1,659           1,823        2,029
-----------------------------------------------------------------------------------------------------------------------------------
BPPR Transactions (in millions)
-----------------------------------------------------------------------------------------------------------------------------------
  Electronic Transactions              111.2        130.5         159.4           199.5          206.0           236.6        255.7
  Items Processed                      171.9        170.9         171.0           160.2          149.9           145.3        138.5
-----------------------------------------------------------------------------------------------------------------------------------
Employees (full-time equivalent)       8,854       10,549        11,501          10,651         11,334          11,037       11,474
-----------------------------------------------------------------------------------------------------------------------------------

SUBSIDIARIES

Banco Popular de Puerto Rico

Popular Auto, Inc.

Popular Finance, Inc.

Popular Insurance, Inc.

Popular Re, Inc.

Popular Insurance V.I., Inc.

Popular Mortgage, Inc.

Levitt Mortgage

Popular Securities, Inc.

Banco Popular North America

Banco Popular, National Association

Popular Cash Express, Inc.

Popular Insurance Agency USA, Inc.

Popular Leasing, U.S.A.

Equity One, Inc.

Popular FS, LLC

GM Group, Inc.

ATH Costa Rica/CreST, S.A.

STOCKHOLDERS' INFORMATION

Independent Auditors

PricewaterhouseCoopers LLP

Annual Meeting

The 2004 Annual Stockholders' Meeting of Popular, Inc.
will be held on Friday, April 30, at 9:00 a.m. at Centro Europa in San Juan, Puerto Rico.

Telephone: (787) 765-9800 ext. 5637, 5525
Fax: (787) 281-5193
E-mail: popular-stck-transfer@bppr.com

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

San Juan, PR 00936-2708

Telephone: (787) 765-9800 ext. 6102

Fax: (787) 759-7803

Or visit our web site www.popularinc.com

Design: BD&E Inc., Pittsburgh, Pennsylvania

Photography: John Madere and Felix Rivera

Printing: Wallace Hoechstetter

30       Popular Annual Report 2003

                                                POPULAR, INC. 2003 Annual Report

                 Financial Review and Supplementary Information

Management's Discussion and Analysis of
Financial Condition and Results of Operations                  2

Statistical Summaries                                         32

Financial Statements

Management's Report on Responsibility
for Financial Reporting                                       37

Report of Independent Auditors                                38

Consolidated Statements of Condition
as of December 31, 2003 and 2002                              39

Consolidated Statements of Income
for the years ended December 31, 2003,
2002 and 2001                                                 40

Consolidated Statements of Cash Flows
for the years ended December 31, 2003,
2002 and 2001                                                 41

Consolidated Statements of Changes in
Stockholders' Equity for the years ended
December 31, 2003, 2002 and 2001                              42

Consolidated Statements of Comprehensive
Income for the years ended December 31,
2003, 2002 and 2001                                           43

Notes to Consolidated Financial Statements                    44

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

OVERVIEW

The Corporation is a financial holding company, which is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation offers a broad range of products and services to consumer and corporate customers in Puerto Rico, the United States, the Caribbean and Latin America. The Corporation's subsidiaries are engaged in the following businesses:

      - Commercial Banking - Banco Popular de Puerto Rico (BPPR), Banco Popular North America (BPNA), and Banco Popular, National Association (BP, N.A.)

      - Auto Loans and Lease Financing - Popular Auto, Inc. and Popular Leasing, U.S.A.

      - Mortgage and Consumer Lending - Popular Mortgage, Inc., Equity One, Inc., Popular Finance, Inc., Levitt Mortgage Corporation and Popular FS, LLC

      -    Broker/Dealer - Popular Securities, Inc.

      - Processing and Information Technology Services and Products - GM Group, ATH Costa Rica and CreST, S.A.

      -    Retail Financial Services - Popular Cash Express, Inc.

      - Insurance - Popular Insurance, Inc., Popular Insurance Agency U.S.A., Inc., Popular Insurance V.I., Inc., and Popular RE, Inc.

         From its beginning, the year 2003 had a lot of uncertainty, such as the war in Iraq and an economy in desperate need of a boost. Continuing geopolitical risks included not only Iraq, but the rest of the Middle East. Economic data began to turn around, suggesting a slow turnaround may happen sooner than expected. Increased spending by consumers as well as an improvement in corporate earnings created more favorable economic conditions.

         In an effort to sustain the economic recovery during 2003 and increase consumer spending and business investment, in June 2003, the Federal Reserve Bank lowered the federal funds target rate an additional 25 basis points, reaching 1.00%, its lowest level in 45 years. Moreover, the Bush Administration signed the Jobs and Growth Tax Relief Reconciliation Act of 2003, with the objective of delivering substantial tax relief to American taxpayers.

         Highlights on the Corporation's performance for 2003 are listed below. These items and the events giving rise to their financial impact are explained further in this management's discussion and analysis:

- Net income reached $470.9 million for the year ended December 31, 2003, compared with $351.9 million a year earlier, an increase of $119.0 million, or 34%. Earnings per common share (EPS), basic and diluted, totaled $3.47 in 2003, compared with $2.61 in 2002. Return on assets
         (ROA) for 2003 was 1.36% compared with 1.11% in 2002, while the return on common equity (ROE) was 19.30% in 2003, compared with 16.29% in 2002.

- The Corporation's diversified business mix continued to produce a balanced revenue stream in 2003. The main source of income for the Corporation continues to be its net interest income, which represents approximately 67% of the Corporation's total revenues (defined as net interest income plus non-interest income). Non-interest income accounted for 33% of total revenues. During 2003, the Corporation realized higher than ordinary gains on the sale of securities, which totaled $71 million. In recent years, the Corporation has continued to diversify its revenue stream by offering a wide array of services that provide a stable source of income that is not sensitive to interest-rate fluctuations, such as processing,

TABLE A

Components of Net Income as a Percentage of Average Total Assets

                                                                            For the Year
                                                     ---------------------------------------------------------
                                                      2003         2002         2001         2000         1999
                                                      ----         ----         ----         ----         ----
Net interest income                                   3.71%        3.65%        3.78%        3.70%        4.01%
Provision for loan losses                            (0.57)       (0.65)       (0.76)       (0.73)       (0.63)
Securities and trading gains (losses)                 0.18        (0.01)       (0.01)        0.05            -
Operating income                                      1.63         1.72         1.76         1.70         1.57
                                                     -----        -----        -----        -----        -----
                                                      4.95         4.71         4.77         4.72         4.95
Operating expenses                                   (3.21)       (3.23)       (3.31)       (3.30)       (3.52)
                                                     -----        -----        -----        -----        -----
Net income before tax and minority interest           1.74         1.48         1.46         1.42         1.43
Income tax                                           (0.38)       (0.37)       (0.37)       (0.38)       (0.36)
Net loss of minority interest                            -            -            -            -         0.01
                                                     -----        -----        -----        -----        -----
Net income                                            1.36%        1.11%        1.09%        1.04%        1.08%
                                                     =====        =====        =====        =====        =====

                                                POPULAR, INC. 2003 Annual Report

TABLE B

Changes in Net Income and Earnings per Common Share


                                                              2003                     2002                       2001
                                                     ----------------------   ----------------------   ------------------------
(In thousands, except per common share amounts)       DOLLARS     PER SHARE    Dollars     Per share     Dollars      Per share
-----------------------------------------------      ---------    ---------   ---------    ---------   -----------   ----------
Net income applicable to common stock
   for prior year                                    $ 349,422    $    2.61   $ 296,188    $    2.17   $   267,753    $    1.97
Increase (decrease) from changes in:
   Net interest income                                 124,444         0.93     103,487         0.76        73,996         0.54
   Sales of investment securities                       74,436         0.56      (3,369)       (0.03)      (11,174)       (0.08)
   Operating income                                     17,221         0.13      54,339         0.40        42,702         0.31
   Provision for loan losses                             9,631         0.07       7,680         0.06       (18,610)       (0.14)
   Cumulative effect of accounting change                    -            -        (686)           -           686            -
   Minority interest                                      (187)           -        (266)           -        (1,134)       (0.01)
   Trading account                                      (9,410)       (0.07)        977         0.01        (3,772)       (0.03)
   Income tax                                          (13,071)       (0.10)    (11,975)       (0.09)       (4,483)       (0.03)
   Operating expenses                                  (84,081)       (0.63)   (102,793)       (0.76)      (49,776)       (0.36)
                                                     ---------    ---------   ---------    ---------   -----------   ----------
Net income before preferred stock
   dividends and change in average common
   shares                                              468,405         3.50     343,582         2.52       296,188         2.17
(Increase) decrease in preferred stock
   dividends                                            (7,409)       (0.06)      5,840         0.04             -            -
Change in average common shares*                             -         0.03           -         0.05             -            -
                                                     ---------    ---------   ---------    ---------   -----------   ----------
Net income applicable to common stock                $ 460,996    $    3.47   $ 349,422    $    2.61   $   296,188    $    2.17
                                                     =========    =========   =========    =========   ===========   ==========

* Reflects the effect of the shares repurchased, plus the shares issued through the Dividend Reinvestment Plan in the years presented.

         check cashing, insurance agency and credit and debit card related services and transactional fees.

- Net interest income increased $124.4 million, or 11%, reaching $1.3 billion in 2003. A number of specific actions were taken during the year as part of the Corporation's asset / liability management strategies. These included investment opportunities undertaken, debt refinancing and the cancellation of certain interest rate contracts. For further information refer to the Net Interest Income and Market Risk analysis sections of this report.

- An important aspect of a financial institution is that related to lending activities. The Corporation's loan portfolio grew 15% from the end of 2002, reaching $22.6 billion at December 31, 2003. The provision for loan losses totaled $195.9 million in 2003, compared with $205.6 million in 2002. The provision for loan losses for 2003 exceeded net charge-offs by $22 million, or 13%. The ratio of allowance for loan losses to total loans declined to 1.81% at December 31, 2003, from 1.90% a year earlier. The decline in the provision and in the ratio of allowance for loan losses to loans reflects the decline in net charge-offs experienced during the year, as well as changes in the mix of the loan portfolio, whose growth has been mostly associated with mortgage loans. For more detailed information, refer to the Provision for Loan Losses and Credit Risk Management and Loan Quality sections of this report.

- Operating expenses in 2003 rose $84.1 million, or 8%, from 2002. The increase was attributed to higher personnel costs, business promotion, growth in business activities, costs incurred to support the Corporation's servicing infrastructure, and a prepayment penalty paid on the early cancellation of certain higher rate debt. Also, the Corporation experienced much higher levels of losses from unauthorized credit card transactions that resulted from an illegal external scheme. The Corporation took immediate action, dedicating internal resources as well as engaging experts in this field, to have the operational platform and the systems in place to protect customers and the Corporation from this growing type of illicit activity.

- Total deposits reached $18.1 billion at December 31, 2003, a 3% increase compared to December 31, 2002. The Corporation's extensive branch network in Puerto Rico and its expanding network in major U.S. markets have enabled it to maintain a stable base of deposits. The banking industry in Puerto Rico has been characterized by intense competition in recent years, to which the Corporation has reacted by designing attractive products and services, and by launching effective marketing campaigns to retain and attract customers and cross-sell products and services offered by the Corporation's traditional banking and non-banking subsidiaries.

- In order to fund its operations, including cash flow requirements of borrowers and depositors, as well as to fund asset acquisitions and future growth, the Corporation undertook several financing transactions during 2003. Popular North America, Inc., a subsidiary of the Corporation, sold $500 million in fixed-rate five-year notes. In addition, at the end of the third quarter, the Corporation issued $31 million in corporate debt with its yield linked to the Standard & Poor's 500 index, enabling debt holders to benefit

TABLE C

Selected Financial Data

(Dollars in thousands, except per share data)                                 2003                2002                2001
---------------------------------------------                                 ----                ----                ----
CONDENSED INCOME STATEMENTS
   Interest income                                                       $     2,034,238     $     2,023,797     $     2,095,862
   Interest expense                                                              749,550             863,553           1,039,105
                                                                         ---------------     ---------------     ---------------
   Net interest income                                                         1,284,688           1,160,244           1,056,757
                                                                         ---------------     ---------------     ---------------
   Securities and trading gains (losses)                                          60,880              (4,146)             (1,754)
   Operating income                                                              565,130             547,909             493,570
   Operating expenses                                                          1,113,083           1,029,002             926,209
   Provision for loan losses                                                     195,939             205,570             213,250
   Net (gain) loss of minority interest                                             (435)               (248)                 18
   Income tax                                                                    130,326             117,255             105,280
   Dividends on preferred stock of BPPR                                                -                   -                   -
   Cumulative effect of accounting change                                              -                   -                 686
                                                                         ---------------     ---------------     ---------------
        Net income                                                       $       470,915     $       351,932     $       304,538
                                                                         ===============     ===============     ===============
        Net income applicable to common stock                            $       460,996     $       349,422     $       296,188
                                                                         ===============     ===============     ===============
PER COMMON SHARE DATA*
   Net income (basic and diluted) (before and after cumulative
     effect of accounting change)                                        $          3.47     $          2.61     $          2.17
   Dividends declared                                                               1.01                0.80                0.76
   Book value                                                                      19.32               18.20               15.93
   Market price                                                                    44.85               33.80               29.08
   Outstanding shares:
     Average                                                                 132,740,920         133,915,082         136,238,288
     End of period                                                           132,891,946         132,439,047         136,362,364
AVERAGE BALANCES
   Net loans**                                                           $    20,730,041     $    18,729,220     $    17,045,257
   Earning assets                                                             32,781,355          30,194,914          26,414,204
   Total assets                                                               34,674,761          31,822,390          27,957,107
   Deposits                                                                   17,757,968          16,984,646          15,575,791
   Subordinated notes                                                            125,000             125,000             125,000
   Preferred beneficial interest in junior subordinated deferrable
     interest debentures guaranteed by the Corporation                           194,959             145,254             150,000
   Total stockholders' equity                                                  2,545,113           2,150,386           2,096,534
PERIOD END BALANCES
   Net loans**                                                           $    22,602,192     $    19,582,119     $    18,168,551
   Allowance for loan losses                                                     408,542             372,797             336,632
   Earning assets                                                             34,451,748          31,899,765          29,139,288
   Total assets                                                               36,434,715          33,660,352          30,744,676
   Deposits                                                                   18,097,828          17,614,740          16,370,042
   Subordinated notes                                                            125,000             125,000             125,000
   Preferred beneficial interest in junior subordinated deferrable
     interest debentures guaranteed by the Corporation                                 -             144,000             149,080
   Total stockholders' equity                                                  2,754,417           2,410,879           2,272,818
SELECTED RATIOS
   Net interest yield (taxable equivalent basis)                                    4.28%               4.19%               4.33%
   Return on average total assets                                                   1.36                1.11                1.09
   Return on average common stockholders' equity                                   19.30               16.29               14.84
   Dividend payout ratio to common stockholders                                    27.05               30.76               33.10
   Efficiency ratio                                                                60.17               60.39               59.74
   Overhead ratio                                                                  37.91               41.82               41.11
   Tier I capital to risk-adjusted assets                                          12.43                9.85                9.96
   Total capital to risk-adjusted assets                                           13.93               11.52               11.74

* Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods. All per share data has been adjusted to reflect two stock splits effected in the form of dividends on July 1, 1998 and July 1, 1996.

**       Includes loans held-for-sale.

                                                POPULAR, INC. 2003 Annual Report

                                                                                            Year ended December 31,
                                                                    ---------------------------------------------------------------
(Dollars in thousands)                                                  2000             1999             1998             1997
----------------------                                                  ----             ----             ----             ----
CONDENSED INCOME STATEMENTS
   Interest income                                                  $   2,150,157    $   1,851,670    $   1,651,703   $   1,491,303
   Interest expense                                                     1,167,396          897,932          778,691         707,348
                                                                    -------------    -------------    -------------   -------------
   Net interest income                                                    982,761          953,738          873,012         783,955
                                                                    -------------    -------------    -------------   -------------
   Securities and trading gains (losses)                                   13,192             (944)          12,586           6,202
   Operating income                                                       450,868          373,860          278,660         241,396
   Operating expenses                                                     876,433          837,482          720,354         636,920
   Provision for loan losses                                              194,640          148,948          137,213         110,607
   Net (gain) loss of minority interest                                     1,152            2,454              328               -
   Income tax                                                             100,797           85,120           74,671          74,461
   Dividends on preferred stock of BPPR                                         -                -                -               -
   Cumulative effect of accounting change                                       -                -                -               -
                                                                    -------------    -------------    -------------   -------------
        Net income                                                  $     276,103    $     257,558    $     232,348   $     209,565
                                                                    =============    =============    =============   =============
        Net income applicable to common stock                       $     267,753    $     249,208    $     223,998   $     201,215
                                                                    =============    =============    =============   =============

PER COMMON SHARE DATA*
   Net income (basic and diluted) (before and after cumulative
     effect of accounting change)                                   $        1.97    $        1.84    $        1.65   $        1.50
   Dividends declared                                                        0.64             0.60             0.50            0.40
   Book value                                                               13.92            11.51            11.86           10.37
   Market price                                                             26.31            27.94            34.00           24.75
   Outstanding shares:
     Average                                                          135,907,476      135,585,634      135,532,086     134,036,964
     End of period                                                    135,998,617      135,654,292      135,637,327     135,365,408
AVERAGE BALANCES
   Net loans**                                                      $  15,801,887    $  13,901,290    $  11,930,621   $  10,548,207
   Earning assets                                                      24,893,366       22,244,959       19,261,949      17,409,634
   Total assets                                                        26,569,755       23,806,372       20,432,382      18,419,144
   Deposits                                                            14,508,482       13,791,338       12,270,101      10,991,557
   Subordinated notes                                                     125,000          125,000          125,000         125,000
   Preferred beneficial interest in junior subordinated deferrable
     interest debentures guaranteed by the Corporation                    150,000          150,000          150,000         122,877
   Total stockholders' equity                                           1,884,525        1,712,792        1,553,258       1,370,984
PERIOD END BALANCES
   Net loans**                                                      $  16,057,085    $  14,907,754    $  13,078,795   $  11,376,607
   Allowance for loan losses                                              290,653          292,010          267,249         211,651
   Earning assets                                                      26,339,431       23,754,620       21,591,950      18,060,998
   Total assets                                                        28,057,051       25,460,539       23,160,357      19,300,507
   Deposits                                                            14,804,907       14,173,715       13,672,214      11,749,586
   Subordinated notes                                                     125,000          125,000          125,000         125,000
   Preferred beneficial interest in junior subordinated deferrable
     interest debentures guaranteed by the Corporation                    150,000          150,000          150,000         150,000
   Total stockholders' equity                                           1,993,644        1,660,986        1,709,113       1,503,092
SELECTED RATIOS
   Net interest yield (taxable equivalent basis)                             4.23%            4.65%            4.91%           4.84%
   Return on average total assets                                            1.04             1.08             1.14            1.14
   Return on average common stockholders' equity                            15.00            15.45            15.41           15.83
   Dividend payout ratio to common stockholders                             32.47            31.56            28.42           25.19
   Efficiency ratio                                                         61.54            63.08            62.55           62.12
   Overhead ratio                                                           41.96            48.71            49.15           49.66
   Tier I capital to risk-adjusted assets                                   10.44            10.17            10.82           12.17
   Total capital to risk-adjusted assets                                    12.37            12.29            13.14           14.56


                                                                                   Year ended December 31,
                                                                    ------------------------------------------------
                                                                        1996             1995              1994
                                                                        ----             ----              ----
CONDENSED INCOME STATEMENTS
   Interest income                                                  $   1,272,853    $   1,105,807    $     887,141
   Interest expense                                                       591,540          521,624          351,633
                                                                    -------------    -------------    -------------
   Net interest income                                                    681,313          584,183          535,508
                                                                    -------------    -------------    -------------
   Securities and trading gains (losses)                                    3,202            7,153              451
   Operating income                                                       202,270          166,185          140,852
   Operating expenses                                                     541,919          486,833          447,846
   Provision for loan losses                                               88,839           64,558           53,788
   Net (gain) loss of minority interest                                         -                -                -
   Income tax                                                              70,877           59,769           50,043
   Dividends on preferred stock of BPPR                                         -                -              385
   Cumulative effect of accounting change                                       -                -                -
                                                                    -------------    -------------    -------------
        Net income                                                  $     185,150    $     146,361    $     124,749
                                                                    =============    =============    =============
        Net income applicable to common stock                       $     176,800    $     138,011    $     120,504
                                                                    =============    =============    =============
PER COMMON SHARE DATA*
   Net income (basic and diluted) (before and after cumulative
     effect of accounting change)                                   $        1.34    $        1.05    $        0.92
   Dividends declared                                                        0.35             0.29             0.25
   Book value                                                                8.80             7.91             6.87
   Market price                                                             16.88             9.69             7.03
   Outstanding shares:
     Average                                                          132,044,624      131,632,600      131,192,972
     End of period                                                    132,177,012      131,794,544      131,352,512
AVERAGE BALANCES
   Net loans**                                                      $   9,210,964    $   8,217,834    $   7,107,746
   Earning assets                                                      15,306,311       13,244,170       11,389,680
   Total assets                                                        16,301,082       14,118,183       12,225,530
   Deposits                                                            10,461,796        9,582,151        8,837,226
   Subordinated notes                                                     147,951           56,850           56,082
   Preferred beneficial interest in junior subordinated deferrable
     interest debentures guaranteed by the Corporation                          -                -                -
   Total stockholders' equity                                           1,193,506        1,070,482          924,869
PERIOD END BALANCES
   Net loans**                                                      $   9,779,028    $   8,677,484    $   7,781,329
   Allowance for loan losses                                              185,574          168,393          153,798
   Earning assets                                                      15,484,454       14,668,195       11,843,806
   Total assets                                                        16,764,103       15,675,451       12,778,358
   Deposits                                                            10,763,275        9,876,662        9,012,435
   Subordinated notes                                                     125,000          175,000           50,000
   Preferred beneficial interest in junior subordinated deferrable
     interest debentures guaranteed by the Corporation                          -                -                -
   Total stockholders' equity                                           1,262,532        1,141,697        1,002,423
SELECTED RATIOS
   Net interest yield (taxable equivalent basis)                             4.77%            4.74%            5.06%
   Return on average total assets                                            1.14             1.04             1.02
   Return on average common stockholders' equity                            16.17            14.22            13.80
   Dividend payout ratio to common stockholders                             24.63            26.21            27.20
   Efficiency ratio                                                         61.33            64.88            66.21
   Overhead ratio                                                           49.38            53.66            57.24
   Tier I capital to risk-adjusted assets                                   11.63            11.91            12.85
   Total capital to risk-adjusted assets                                    14.18            14.65            14.25

from the newly signed tax law that lowers the Puerto Rico tax rate to 10% on investment in corporate debt. Furthermore, during the last quarter of 2003, Popular Capital Trust I, a statutory business trust that is wholly-owned by the Corporation, sold to investors $300 million of its 6.70% trust preferred securities. In 2003, the Corporation adopted Financial Interpretation No. 46R, "Consolidation of Variable Interest Entities", which modified the reporting of trust preferred securities. Also, by the end of 2003, the Corporation filed a shelf registration with the U.S. Securities and Exchange Commission allowing the Corporation to issue up to $2.5 billion in medium-term notes, debt securities and preferred stock. Moreover, during 2003, Equity One, a subsidiary of Popular, Inc., tapped the asset-backed securities market with offerings of approximately $2.7 billion in asset-backed securities supported by residential mortgage loans.

-        The Corporation continued strengthening its capital base during 2003.
         Stockholders' equity increased to $2.8 billion at December 31, 2003, from $2.4 billion a year before. During 2003, the Corporation completed the public offering of its 6.375% Non-cumulative Monthly Income Preferred Stock, 2003 Series A. This issuance, after the underwriting discounts and expenses, contributed approximately $183 million in additional Tier I capital.

- Popular, Inc.'s common stock price experienced a 33% increase during 2003, closing at $44.85 at December 31, 2003, compared with $33.80 at December 31, 2002. During the third quarter of 2003, the Chicago Board Options Exchange (CBOE) began to offer options tied to Popular, Inc.'s common stock under the symbol BQW. The CBOE essentially defines standard listed stock options and establishes fair and orderly markets in stock options trading.

- Cash dividends per common share for 2003 increased to $1.01, and were 26% higher than the cash dividend of $0.80 per common share in 2002.

         In Puerto Rico, the Corporation completed the acquisition of Mediawire Communications Inc., a company that provided Internet services. Also, the Corporation acquired Advanced Data Support, Inc. / One Solutions, an industry leader in the health care transaction processing business in Puerto Rico. Furthermore, the Corporation completed the acquisition of the remaining 15% minority interest in Levitt Mortgage Corporation. In addition, Popular Finance acquired Mendoza Finance Company, Inc.'s small loan portfolio.

         In the United States, BPNA signed a long-term contract with Metavante Corporation; a technology company specialized in banking data. Metavante provides BPNA with equipment and software that integrate banking processes, which will enable BPNA to offer a wider range of financial services to its clients more efficiently .

         Continuing Popular, Inc.'s expansion efforts in Central America and supporting its technology-oriented initiatives, during 2003, the Corporation acquired a 31.11% interest in Servicios Financieros, S.A. de C.V. (Serfinsa), located in El Salvador. Serfinsa offers services associated with electronic payment systems, currently managing over 250 ATM's and 3,700 POS terminals in El Salvador.

         Several marketing and community development initiatives were developed during 2003. The Corporation commemorated its 110th Anniversary with a variety of activities, including its new institutional campaign portraying the two principal aspects of the Corporation: its business history and legacy, and its commitment to social and community projects.

         On January 16, 2004, the U.S. District Court for the District of Puerto Rico approved a request filed by the U.S. Department of Justice to dismiss the one-count information filed against BPPR on January 16, 2003, and proceeded to dismiss it, effective immediately. The United States noted that the period of twelve months had expired and BPPR was in full compliance with all of its obligations under the Deferred Prosecution Agreement. The course of action taken by the Court follows the terms of a Deferred Prosecution Agreement among BPPR, the U.S. Department of Justice, the Federal Reserve System, and the Financial Crimes Enforcement Network of the U.S. Department of Treasury (FinCEN), approved on January 16, 2003. The Agreement stipulated the U.S. Department of Justice would request the dismissal of one-count information within 30 days after the 12-month period following the settlement, provided BPPR complied with its obligations under the Agreement over the course of one year.

         Further discussion of operating results and the Corporation's financial condition is presented in the narrative and tables. Table A presents a five-year summary of the components of net income as a percentage of average total assets, whereas Table B presents the changes in net income applicable to common stock and earnings per common share. In addition, Table C provides selected financial data for the past 10 years. Also, this management discussion and analysis covers the major risks encountered and faced by Popular, Inc. and financial institutions, in general, which fall largely into the following broad categories: market risk, liquidity risk, credit risk and operational risk.

         The Corporation continuously monitors general business and economic conditions, industry-related indicators and trends, competition, interest rate volatility, credit quality indicators, loan and deposit demand, operational and systems efficiencies and revenue enhancements and changes in the regulation of financial services companies, among other factors. The Corporation will vigorously continue to execute and focus its strategies in three main areas of business: financial services in Puerto Rico, financial services in the United States and processing services.

FORWARD-LOOKING STATEMENTS

The information included herein may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions, competition, fiscal and monetary policies and legislation may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation's Form 10-K for the year ended December 31, 2003 filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                                                POPULAR, INC. 2003 Annual Report

CRITICAL ACCOUNTING POLICIES

The accounting and reporting policies followed by the Corporation and its subsidiaries conform with generally accepted accounting principles in the United States and general practices within the financial services industry. These policies require management to make estimates and assumptions which involve significant judgment about the effect of matters that are inherently uncertain and that involve a high degree of subjectivity. These estimates are made under facts and circumstances at a point in time and changes in those facts and circumstances could produce actual results that differ from those estimates. The following is a summary of the Corporation's critical accounting policies. These policies are described in detail in Note 1 to the consolidated financial statements and should be read in conjunction with this section.

SECURITIES' CLASSIFICATION AND RELATED VALUES

Management determines the appropriate classification of debt and equity securities at the time of purchase. Debt securities are classified as held-to-maturity when the Corporation has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt and equity securities are classified as trading when they are bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as held-to-maturity or trading, which have a readily available fair value, are classified as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in accumulated other comprehensive income (a component of stockholders' equity). At December 31, 2003, unrealized gains on the available-for-sale securities, net of taxes, amounted to $46 million. Investments in debt, equity or other types of securities that do not have publicly and readily determinable fair values are classified as other investment securities in the statement of condition and carried at cost.

         The assessment of fair value applies to certain of the Corporation's assets and liabilities, including the trading and investment portfolios. Fair values are volatile and are affected by factors such as market interest rates, prepayment speeds and discount rates.

         Fair values for most of the Corporation's trading and investment securities, including publicly-traded equity securities, are based on quoted market prices. If quoted market prices are not readily available, fair values are based on quoted prices of similar instruments. Tax-exempt Puerto Rico GNMA securities cannot be valued only by reference to market quotations for U.S. GNMA securities with similar characteristics, due to their preferential tax status in Puerto Rico. The Corporation determines the fair value of tax-exempt P.R. GNMA securities from quotations obtained from locally based brokerage firms. Significant changes in factors such as interest rates and accelerated prepayment rates could affect the value of the trading and investment securities, to be recognized in the results of operations, thereby adversely affecting results of operations. Management assesses the fair value of its portfolio at least on a quarterly basis. Any impairment that is considered other than temporary is recorded directly in the income statement.

         Notwithstanding the judgment required in fair valuing the Corporation's assets and liabilities, management believes that its estimates of fair value are reasonable given the process of obtaining external prices, periodic reviews of internal models and the consistent application of methodologies from period to period.

LOANS AND ALLOWANCE FOR LOAN LOSSES

Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding. It is the Corporation's policy to discontinue the recognition of interest income when a commercial loan becomes 60 days past due as to principal or interest rather than the standard industry practice of 90 days. For financing leases, conventional mortgages and closed-end consumer loans, interest recognition is discontinued when payments are delinquent by 90 days or four scheduled payments in arrears. Closed-end consumer loans are charged-off when payments are delinquent 120 days. Open-end (revolving credit) consumer loans are charged-off if payments are delinquent 180 days. Certain loans that would be treated as non-accrual loans pursuant to the foregoing policy are treated as accruing loans if they are considered well secured and in the process of collection. Refer to the Credit Risk Management and Loan Quality section of this report for further information.

         One of the most critical and complex accounting estimates is associated with the determination of the allowance for loan losses. The provision for loan losses charged to current operations is based on this determination. The methodology used to establish the allowance for loan losses is based on SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" (as amended by SFAS No.
118) and SFAS No. 5 "Accounting for Contingencies." Under SFAS No. 114, commercial loans over a predefined amount are identified for impairment evaluation on an individual basis. The Corporation considers a loan to be impaired when interest and/or principal is past due 90 days or more, or, when based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan's effective rate; the observable market price of the loan; or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired loans is part of the Corporation's overall allowance for loan losses. Meanwhile, SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. Under SFAS No. 5, the allowance for loan losses calculation for the Corporation is based on historical net charge-off experience by loan type and legal entity.

         The Corporation's management evaluates the adequacy of the allowance for loan losses on a monthly basis following a systematic methodology in order to provide for known and inherent risks in the loan portfolio. In developing its assessment of the adequacy of the allowance for loan losses, the Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic and political developments affecting companies in specific industries and specific issues with respect to single borrowers. Other factors that can affect management's estimates are the years of data to include when estimating losses, changes in underwriting standards, financial accounting standards and loan impairment measurement, among many others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold, may all affect the required level of the allowance for loan losses.

INCOME TAXES

The Corporation uses an asset and liability approach to the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation's financial statements or tax returns. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized. Fluctuations in the actual outcome of these future tax consequences could impact the Corporation's financial position or its results of operations. In estimating taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial and regulatory guidance.

         SFAS No. 109 "Accounting for Income Taxes" requires the recognition of income taxes on the unremitted earnings of subsidiaries, unless these can be remitted on a tax-free basis or are permanently invested. Certain of the Corporation's foreign subsidiaries have never remitted retained earnings since these are necessary to carry out the Corporation's expansion plans in the respective markets of those subsidiaries, thus considered to be permanently invested. In addition, the Corporation has no foreseeable need for the subsidiaries' earnings given its ability to service its dividend program from the earnings of its domestic units. As of December 31, 2003, the Corporation has not accumulated deferred taxes on approximately $259 million of retained earnings held by the subsidiaries. Had the Corporation recorded a deferred tax liability on the unremitted earnings of its U.S. subsidiaries, it would have approximated $27 million for the year 2003 and $78 million on a cumulative basis at December 31, 2003.

GOODWILL AND OTHER INTANGIBLE ASSETS

The Corporation's goodwill and other identifiable intangible assets having an indefinite useful life are tested annually for impairment at each reporting unit level, as prescribed in SFAS No. 142 "Goodwill and Other Intangible Assets." The test performed to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. The Corporation uses the present value of future cash flows and market price multiples of comparable companies to determine the fair market value of the reporting units. The discount rate employed to estimate the present value of projected cash flows is calculated using the Capital Asset Pricing Model (CAPM). Projected income is adjusted to determine each reporting unit's total cash flow.

         The assumptions incorporated into the model are determined by analyzing the financial results of each reporting unit, which management has defined based on legal entity, following the same logic employed when making operating decisions and measuring performance. Assumptions are based on historical financial results, market conditions and comparable companies, among other factors.

         Refer to Notes 1 and 10 to the consolidated financial statements for further information on goodwill and other intangible assets.

PENSION AND POSTRETIREMENT BENEFIT OBLIGATIONS

The Corporation provides pension benefits for employees of certain subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The benefit costs and obligations of these plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including discount rates, expected returns on plan assets, rate of compensation increase and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against industry assumptions, among other factors. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the plans and related valuation assumptions are included in Note 23 to the consolidated financial statements.

         The Corporation periodically reviews its assumption for long-term expected return on pension plan assets in the Banco Popular de Puerto Rico Retirement Plan, which is the Corporation's largest pension plan with a market value of assets of $473 million at December 31, 2003. In developing the assumed long term rate of return for use in determining net periodic pension cost, the Corporation considers the asset allocation, historical returns on the types of assets held in the pension trust, and the current economic environment.

         As part of the review, the Corporation's independent consulting actuaries performed an analysis of expected returns based on the plan's asset allocation at January 1, 2004 to develop expected rates of return. This forecast reflects the actuarial firm's expected long-term rates of return for each significant asset class or economic indicator, for example, 9.9% for U.S. equities, 4.7% for fixed income, and 2.7% inflation at January 1, 2004. The range of return developed relies both on forecasts and on broad-market historical benchmarks for expected return, correlation, and volatility for each asset class.

         The Corporation reduced its expected return from 8.5% for year 2002 to 8.0% for year 2003. As a consequence of its most recent review, the Corporation left unchanged its expected return for year 2004 at 8.0%.

         When calculating expected return on plan assets the Corporation. uses the market value of assets, and does not employ any further asset smoothing. As a result, all changes in the fair value of assets prior to January 1, 2004 will be reflected in the results of operations for year 2004.

         Pension expense for the Banco Popular de Puerto Rico Retirement Plan in 2003 amounted to $8.4 million. This included a credit of $30.6 million reflecting the expected return on assets for 2003. There were no contributions made to the Plan during 2003.

         Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2004 from 8.00% to 7.50% would increase the projected 2004 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.3 million.

         The Corporation considers the Moody's Long-term AA Corporate Bond yield prevailing at the end of the fiscal year as a guide in the selection of the discount rate. At the end of December 2002, the Moody's Long-term AA Corporate Bond compounded annual yield was equal to 6.63% and the Corporation chose 6.50% as its discount rate. At December 31, 2003, the Moody's Long-term AA Corporate Bond compounded annual yield was equal to 6.10% and the Corporation chose 6.00% as its discount rate.

         A 50 basis point increase / decrease in the assumed discount rate assumption as of the beginning of 2004 would decrease / increase the projected 2004 expense for the Banco Popular de Puerto Rico

                                                POPULAR, INC. 2003 Annual Report

Retirement Plan by approximately $1.4 million. The change would not affect the minimum required contribution to the Plan.

         The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded at December 31, 2003. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 23 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have in the cost components and postretirement benefit obligation of the Corporation.

STATEMENT OF INCOME ANALYSIS

NET INTEREST INCOME

The principal source of earnings of the Corporation is net interest income which is defined as the difference between the revenue generated on earning assets, less the interest cost of funding those assets. The variables that affect net interest income are various, including the interest rate scenario, changes in volumes and mix of earning assets and interest bearing liabilities, and the repricing characteristics of these assets and liabilities.

         Since November 2002, when the Federal Reserve (Fed) decreased the federal funds target rate by 50 basis points, this rate remained unchanged until June 2003, when the Fed decreased it by 25 basis points to 1.00%. The Fed's actions, along with increased loan demand, and certain asset/liability management strategies, which are described later, helped the Corporation's net interest margin improve slightly. The average key index rates for the years 2001 through 2003 were as follows:

                              2003          2002     2001
                              ----          ----     ----
Prime rate                    4.12%         4.68%    6.91%
Fed funds rate                1.13          1.67     3.88
3-month LIBOR                 1.21          1.79     3.78
3-month Treasury Bill         1.02          1.63     3.47
2-year Treasury               1.63          2.61     3.81
FNMA 30-year                  5.47          6.74     7.40

         As further discussed in the Risk Management section, the Corporation has comprehensive policies and procedures that are utilized to monitor and control the risk associated with the composition and repricing of its earning assets and interest bearing liabilities and to assist management in maintaining stability in the net interest margin under varying interest rate environments.

         Net interest income for the year ended December 31, 2003 reached $1,284.7 million, an increase of $124.4 million, or 11%, compared with $1,160.3 million in 2002. For the year ended December 31, 2001, net interest income amounted to $1,056.8 million.

         Following the guidance on EITF Issue No. 03-11 "Reporting Realized Gains and Losses on Derivative Instruments that are Subject to FASB Statement No. 133 and 'Not Held for Trading Purposes'", the Corporation reclassified all fair value changes of derivatives that are not designated nor qualify for hedge accounting into a single income statement line item. This reclassification was considered for all periods presented in this report. Derivative losses reclassified into interest expense amounted to $7.5 million in 2003, $20.1 million in 2002 and $20.2 million in 2001, resulting in declines in the net interest margin of three basis points in 2003 and seven basis points in 2002 and 2001.

         Table D presents the different components of the Corporation's net interest income segregated by major categories of earning assets and interest-bearing liabilities. Some of the assets, mostly investments in obligations of the U.S. Government and its agencies and the Commonwealth of Puerto Rico and its agencies, generate interest, which is exempt for income tax purposes, principally in Puerto Rico. Therefore, to facilitate the comparison of all interest data related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates (the statutory tax rate in Puerto Rico is 39%). Non-accrual loans have been included in the respective average loans and leases categories. Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale.

         Net interest income, on a taxable equivalent basis, was $1,404.9 million in 2003, compared with $1,263.9 million in 2002. The taxable equivalent adjustment amounted to $120.2 million in the year 2003 compared with $103.6 million in 2002 and $84.7 million in 2001. The increase in the adjustment from 2002 is mostly related to higher balance of investments whose interest income is exempt by the Internal Revenue Code of Puerto Rico and to a lower disallowance of the related interest expense. The decrease in the interest expense disallowance is directly associated with a 66 basis points decrease in the cost of interest bearing liabilities due to the 2003 lower interest rate scenario. The taxable equivalent adjustment increased $18.9 million from 2001 to 2002 mostly due to a significant decrease in the interest expense disallowance resulting from a decrease of 132 basis points in the average cost of interest bearing liabilities, partially offset by lower exempt interest income.

         The increase of $141.0 million in net interest income since 2002 to 2003, on a taxable equivalent basis, was the effect of positive variances of $110.4 million due to a 9% growth in average earning assets as compared to an 8% growth in interest bearing liabilities, and $30.6 million due to a higher net interest margin. From 2001 to 2002, net interest income, on a taxable equivalent basis, increased by $122.4 million, resulting from a favorable variance of $79.0 million due to higher volume of average earning assets and $43.4 million due to a higher net interest spread.

         The principal growth in average earning assets since 2002 was attained in mortgage loans and investment securities, which accounted for 53% and 19%, respectively, of the total increase in average earning assets. Mortgage loan originations benefited from the lower rate scenario, which continued to promote consumer refinancing. Average commercial and construction loans rose $481 million from 2002, while the consumer loan and the leasing portfolios increased by $61 million and $92 million, respectively. The rise in investment securities was mostly associated with higher balance of U.S. agency securities.

         The average yield on earning assets for 2003, on a taxable equivalent basis, decreased by 48 basis points to 6.57%, compared with 7.05% in 2002.

         The yield on average loans decreased by 68 basis points, principally related to the lower yield on commercial loans due to the floating rate characteristics of a portion of the Corporation's portfolio and the origination of new loans in a lower rate environment. At

TABLE D

Net Interest Income - Taxable Equivalent Basis

                                                       Year ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                          (In thousands)
                                                                                                                       Variance
      Average Volume       Average Yields / Costs                                          Interest                Attributable to
2003       2002   Variance 2003    2002   Variance                                2003      2002       Variance    Rate     Volume
--------------------------------------------------                             ----------------------------------------------------
$   833  $ 1,012   ($ 179)   3.11%   3.21%  (0.10%)   Money market investments $   25,881  $   32,505 ($  6,624) ($  1,542)($ 5,082)
 10,594   10,090      504    4.99    5.34   (0.35)    Investment securities       528,557     538,916   (10,359)   (51,842)  41,483
    624      364      260    6.08    4.66    1.42     Trading securities           37,887      16,961    20,926      6,248   14,678
-------------------------------------------------                              ----------------------------------------------------
 12,051   11,466      585    4.92    5.13   (0.21)                                592,325     588,382     3,943    (47,136)  51,079
-------------------------------------------------                              ----------------------------------------------------
                                                    Loans:
  8,233    7,752      481    6.04    6.68   (0.64)    Commercial and
                                                      construction                496,994     517,899   (20,905)   (51,840)  30,935

    967      875       92    9.90   11.13   (1.23)    Leasing                      95,749      97,367    (1,618)   (11,272)   9,654
  8,354    6,987    1,367    7.21    7.72   (0.51)    Mortgage                    602,430     539,758    62,672    (37,683) 100,355
  3,176    3,115       61   11.55   12.33   (0.78)    Consumer                    366,910     384,008   (17,098)   (17,801)     703
-------------------------------------------------                              ----------------------------------------------------
 20,730   18,729    2,001    7.54    8.22   (0.68)                              1,562,083   1,539,032    23,051   (118,596) 141,647
-------------------------------------------------                              ----------------------------------------------------
$32,781  $30,195   $2,586    6.57%   7.05%  (0.48%)                            $2,154,408  $2,127,414  $ 26,994  ($165,732)$192,726
=================================================                              ====================================================
                                                    TOTAL EARNING ASSETS
                                                    Interest bearing deposits:

$ 2,550  $ 2,502   $   48    1.35%   2.15%  (0.80%)   NOW and money market     $   34,317  $   53,776 ($ 19,459) ($ 20,365)$    906
  5,191    4,775      416    1.31    2.23   (0.92)    Savings                      67,976     106,538   (38,562)   (46,738)   8,176
  6,522    6,481       41    3.69    4.20   (0.51)    Time deposits               240,598     272,101   (31,503)   (37,605)   6,102
-------------------------------------------------                              ----------------------------------------------------
 14,263   13,758      505    2.40    3.14   (0.74)                                342,891     432,415   (89,524)  (104,708)  15,184
-------------------------------------------------                              ----------------------------------------------------
  8,391    7,787      604    1.76    2.38   (0.62)  Short-term borrowings         147,456     185,343   (37,887)   (52,113)  14,226

  5,444    4,403    1,041    4.76    5.58   (0.82)  Medium and long-term debt     259,203     245,795    13,408    (39,482)  52,890
-------------------------------------------------                              ----------------------------------------------------
                                                    TOTAL INTEREST BEARING
                                                       LIABILITIES                749,550     863,553  (114,003)  (196,303)  82,300
 28,098   25,948    2,150    2.67    3.33   (0.66)

  3,495    3,227      268                           Demand deposits
  1,188    1,020      168                           Other sources of funds
-------------------------------------------------                              ----------------------------------------------------
$32,781  $30,195   $2,586    2.29%   2.86%  (0.57%)
=================================================
                             4.28%   4.19%   0.09%    NET INTEREST MARGIN
                            =====================     NET INTEREST INCOME ON
                                                      A TAXABLE EQUIVALENT
                                                       BASIS                    1,404,858   1,263,861   140,997   $ 30,571 $110,426
                                                                                                                  ==================
                             3.90%   3.72%   0.18%  NET INTEREST SPREAD
                            =====================     TAXABLE EQUIVALENT
                                                      ADJUSTMENT                  120,170     103,617    16,553
                                                                               --------------------------------
                                                    NET INTEREST INCOME        $1,284,688  $1,160,244  $124,444
                                                                               ================================

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

December 31, 2003, approximately 61% of the commercial and construction loan portfolios had floating or adjustable rates, compared to 54% at the end of 2002. Mortgage loan originations and refinancing also had a significant impact reducing the average yield on mortgage loans by 51 basis points, from 7.72% to 7.21% in 2003. Furthermore, the consumer loans yield declined 78 basis points, due in part to the interest rate scenario, coupled with promotional campaigns with lower rates for auto and personal loans. The lease financing yield declined 123 basis points, associated in part with the rate scenario and with the purchase of approximately $138 million in medical and communications equipment leases by the Corporation in mid-year 2003, which had a lower average yield than that of the Corporation's remaining lease financing portfolio.

         The average yield on investment securities, on a taxable equivalent basis, declined to 4.99% in 2003 from 5.34% in the previous year, mainly due to growth of the average portfolio and the repricing of the investment portfolio runoff in a declining rate environment, partially offset by the extension in the maturity of the investment portfolio. The yield on money market investments had a negative variance of 10 basis points, declining from 3.21% in 2002 to 3.11% in 2003. On the other hand, due to the increase in volume and the characteristics of the securities classified as trading, mainly mortgage-backed

                                                POPULAR, INC. 2003 Annual Report

(Dollars in millions)                                                                          (In thousands)
                                                                                                                       Variance
      Average Volume       Average Yields / Costs                                          Interest                Attributable to
2002       2001   Variance  2002    2001   Variance                                2002      2001       Variance    Rate     Volume
--------------------------------------------------                             ----------------------------------------------------
$ 1,012  $   932   $   80    3.21%   5.11%  (1.90%) Money market investments   $   32,505  $   47,610 ($ 15,105) ($ 18,180)$  3,075
 10,090    8,170    1,920    5.34    6.74   (1.40)  Investment securities         538,916     550,250   (11,334)  (118,977) 107,643
    364      267       97    4.66    5.75   (1.09)  Trading securities             16,961      15,358     1,603     (3,286)   4,889
-------------------------------------------------                              ----------------------------------------------------
 11,466    9,369    2,097    5.13    6.55   (1.42)                                588,382     613,218   (24,836)  (140,443) 115,607
-------------------------------------------------                              ----------------------------------------------------
                                                    Loans:
  7,752    7,471      281    6.68    8.11   (1.43)    Commercial and
                                                      construction                517,899     606,227   (88,328)  (110,434)  22,106
    875      843       32   11.13   11.62   (0.49)    Leasing                      97,367      97,951      (584)    (4,235)   3,651
  6,987    5,507    1,480    7.72    8.12   (0.40)    Mortgage                    539,758     447,197    92,561    (22,704) 115,265
  3,115    3,224     (109)  12.33   12.90   (0.57)    Consumer                    384,008     416,007   (31,999)   (15,013) (16,986)
-------------------------------------------------                              ----------------------------------------------------
 18,729   17,045    1,684    8.22    9.20   (0.98)                              1,539,032   1,567,382   (28,350)  (152,386) 124,036
-------------------------------------------------                              ----------------------------------------------------
$30,195  $26,414   $3,781    7.05%   8.26%  (1.21%)                            $2,127,414  $2,180,600 ($ 53,186) ($292,829)$239,643
=================================================                              ====================================================
                                                    TOTAL EARNING ASSETS
                                                    Interest bearing deposits:
$ 2,502  $ 2,102   $  400    2.15%   3.08%  (0.93%)   NOW and money market     $   53,776  $   64,637 ($ 10,861) ($ 21,107)$ 10,246
  4,775    4,170      605    2.23    2.79   (0.56)    Savings                     106,538     116,226    (9,688)   (24,811)  15,123
  6,481    6,247      234    4.20    5.39   (1.19)    Time deposits               272,101     337,018   (64,917)   (78,606)  13,689
-------------------------------------------------                              ----------------------------------------------------
 13,758   12,519    1,239    3.14    4.14   (1.00)                                432,415     517,881   (85,466)  (124,524)  39,058
-------------------------------------------------                              ----------------------------------------------------
  7,787    7,136      651    2.38    4.62   (2.24)  Short-term borrowings         185,343     329,648  (144,305)  (164,610)  20,305
  4,403    2,669    1,734    5.58    7.18   (1.60)  Medium and long-term debt     245,795     191,576    54,219    (47,070) 101,289
-------------------------------------------------                              ----------------------------------------------------
                                                    TOTAL INTEREST BEARING
 25,948   22,324    3,624    3.33    4.65   (1.32)    LIABILITIES                 863,553   1,039,105 ( 175,552)  (336,204) 160,652

  3,227    3,057      170                           Demand deposits
  1,020    1,033      (13)                          Other sources of funds
-------------------------------------------------
$30,195  $26,414   $3,781    2.86%   3.93%  (1.07%)
=================================================

                             4.19%   4.33%  (0.14%) NET INTEREST MARGIN
                            =====================
                                                    NET INTEREST INCOME ON
                                                      A TAXABLE EQUIVALENT
                                                      BASIS                     1,263,861   1,141,495   122,366   $ 43,375  $78,991
                                                                                                                  =================
                             3.72%   3.61%   0.11%  NET INTEREST SPREAD
                            =====================
                                                    TAXABLE EQUIVALENT
                                                      ADJUSTMENT                  103,617      84,738    18,879
                                                                               --------------------------------
                                                    NET INTEREST INCOME        $1,160,244  $1,056,757  $103,487
                                                                               ================================

securities, the average yield on trading account securities, on a taxable equivalent basis, increased to 6.08% from 4.66% in 2002.

         A mix of funding sources supported the increase in the volume of earning assets. See Table L for a complete detail of average deposits by category. For the year ended December 31, 2003, average interest bearing deposits increased by $505 million, or 4%, from 2002. Average savings, NOW and money market deposits rose $464 million, or 6%, while average time deposits increased $41 million, or 1%, compared with 2002. Brokered certificates of deposit averaged $744 million and $756 million during 2003 and 2002, respectively. The average cost of interest bearing deposits decreased 74 basis points when compared with 2002, due to reductions in deposit rates reflecting the prevailing lower interest rate scenario.

         Average short-term borrowings, which are mostly comprised of Fed funds and repurchase agreements, increased by $604 million in 2003, or 8%, from 2002, while longer-term borrowings increased by $1.0 billion, or 24%, when compared with the previous year. The increase in long-term debt, which is debt with an original maturity of more than one year, was principally due to the issuance of secured borrowings arising in securitization transactions, medium-term notes and obligations for trust preferred securities. The cost of short and long-term borrowings declined by 60 basis points due in part to the low interest rate scenario and initiatives to reduce the cost of certain interest bearing liabilities, including the cancellation during April 2003 of $500 million in notional amount of interest rate swaps that the Corporation used to convert floating rate debt to fixed rate debt. In addition, the Corporation cancelled approximately $198 million in long-term borrowings which were replaced with debt with the same maturity, but at substantial lower costs. Also, the year 2002 was impacted by higher losses related to derivative transactions.

         The Corporation's net interest margin, on a taxable equivalent basis, increased 9 basis points from 4.19% in 2002 to 4.28% in 2003, while the net interest spread increased by 18 basis points, rising to 3.90%. The net interest margin is affected by the net interest spread, which is the difference between the average yield on earning assets and the average rate paid on interest bearing liabilities, and the contribution of non-interest bearing funds supporting earning assets (primarily demand deposits and stockholders' equity). The Corporation's ratio of non-interest bearing funds supporting earning assets remained stable at approximately 14% in 2003 and 2002. The increase in net interest spread resulted from a more rapid decrease in the cost of interest bearing liabilities than in the yield of earning assets, combined with the full-year impact of the magnitude of 2002's interest rate reductions. Also, it is due to certain asset / liability management strategies undertaken in 2003, which included the extension in the maturity of investment securities, the termination of interest rate swaps, and the early cancellation of debt, which were previously mentioned.

         As shown in Table D, net interest income on a taxable basis, amounted to $1,263.9 million in 2002, up $122.4 million from 2001. The increase was mainly related to a higher volume of investment securities and mortgage loans, partially offset by a lower net interest margin by 14 basis points when compared to 2001.

PROVISION FOR LOAN LOSSES

The provision for loan losses is a charge to earnings to maintain the allowance for loan losses at a level consistent with management's assessment of the loan portfolio in light of current economic conditions and market trends, and taking into account loan impairment and net charge-offs. The Corporation's provision for loan losses for the year ended December 31, 2003 was $195.9 million, compared with $205.6 million in 2002 and $213.2 million in 2001. The provision for loan losses for 2003 exceeded net charge-offs by $22.0 million, or 13%. The decline in the provision for loan losses of $9.7 million, or 5%, compared with 2002, is mostly associated with the fact that the growth in the Corporation's loan portfolio continues to be primarily in mortgage loans, which historically has represented a lower risk portfolio. Refer to Table G for the composition of the loan portfolio. Also, the reduction reflects lower net charge-offs in the commercial, lease financing and consumer loan portfolios. The net charge-off to average loans ratio declined to 0.84% in 2003, from 0.92% in 2002 and 0.99% in 2001. Refer to the Credit Risk Management and Loan Quality section for a more detailed analysis of the allowance for loan losses, net charge-offs, and credit quality statistics.

OPERATING INCOME

For this analysis, operating income excludes securities and trading transactions, since management believes that their exclusion permits greater comparability for analytical purposes due to the volatility of these items. Operating income, excluding securities and trading transactions, totaled $565.1 million for the year 2003, an increase of $17.2 million, or 3%, compared with $547.9 million in 2002 and $493.6 million in 2001. Operating income by major categories for the past five years is presented in Table E.

         Service charges on deposit accounts increased $4.1 million, or 3%, from 2002, reaching $161.8 million in 2003. This rise is mostly related to certain commercial accounts favorably impacted by service charges on non-compensatory balances. Service charges on deposit accounts were 0.91% of average deposits in 2003, 0.93% in 2002 and 0.94% in 2001.

         Other service fees reached $284.4 million for the year ended December 31, 2003, an increase of $18.6 million, or 7%, compared with 2002. Insurance fees rose $5.5 million, or 22%, from 2002, derived from new products and services and the additional volume derived from the Corporation's broad delivery channels and client base. Debit and credit card fees increased $4.6 million, or 5%, mainly due to an increase in transactional volume. Processing income increased $3.5 million, or 9%, mainly due to higher transactional volume, including new service contracts. Check cashing fees rose $3.3 million, or 16%, mostly derived from Popular Cash Express, the Corporation's retail financial services subsidiary in the United States. Also, mortgage servicing fees, net of amortization, increased by $3.5 million, or 29%, partly due to a greater servicing portfolio. These favorable variances were partially offset by lower trust fees, mostly due to the sale of the Corporation's trust operations in the United States during 2002. These trust operations contributed with approximately $1.0 million in trust fees during 2002.

         Gain on sales of loans, including loans held-for-sale, totaled $53.6 million for the year ended December 31, 2003, an increase of $1.5 million, or 3%, compared with 2002. This increase was derived mostly from $5.3 million in gains on the sale of loans guaranteed by the Small Business Administration in 2003, compared with gains of $2.2 million in 2002, partially offset by lower gains on the sale of mortgage loans. Other income decreased $7.0 million compared with 2002 mainly as a result of lower fees derived from the Corporation's investment in Telecomunicaciones de Puerto Rico, Inc. (TELPRI). Also, the results for 2002 included the gains on the sale of the U.S. trust operations and some branches of Popular Finance, which totaled $3.7 million. Partially offsetting the decrease in other income was the income earned from the bank-owned life insurance program, initiated in 2003, which amounted to $2.0 million.

         During 2002, operating income, excluding securities and trading transactions, increased $54.3 million, or 11%, from 2001. This growth was principally attributed to other service fees which grew by $23.3 million, or 10%, from 2001. As shown in Table E, this increase was mostly attributed to higher credit and debit card fees, insurance agency commissions, check cashing fees and other fees, which included mortgage brokerage services. Also, contributing to the increase in operating income was service charges on deposit accounts, which rose $10.7 million, or 7%, mostly associated with commercial account analysis fees. Gains on sale of loans rose by $6.4 million, or 14%, mostly related to mortgage loans, associated with a higher volume of mortgage loan originations and subsequent sales of these loans. Other income increased by $13.9 million from 2001 mostly as a result of higher investment banking fees derived by the Corporation's broker/ dealer subsidiary, gains on sale of software and equipment, consulting

                                                POPULAR, INC. 2003 Annual Report

TABLE E
Operating Income

                                                                              Year ended December 31,
                                                    ---------------------------------------------------------------------------
                                                                                                                        Five-Year
(Dollars in thousands)                                 2003         2002         2001         2000         1999          C.G.R.*
----------------------                              ----------   ----------   ----------   ----------   ----------      ---------
Service charges on deposit accounts                 $  161,839   $  157,713   $  146,994   $  125,519   $  118,187         9.30%
                                                    ----------   ----------   ----------   ----------   ----------        -----
Other service fees:
   Credit card fees and discounts                       60,432       59,199       55,776       60,652       49,233        10.89
   Debit card fees                                      45,811       42,461       37,156       30,513       22,785        20.95
   Processing fees                                      40,003       36,545       37,521       28,528        8,312            -
   Insurance fees                                       29,855       24,380       18,718        9,385        6,903        28.00
   Check cashing fees                                   24,420       21,128       18,187       14,505       11,999        56.14
   Sale and administration of
     investment products                                21,174       21,590       21,633       17,298       17,452        12.23
   Mortgage servicing fees, net of
     amortization                                       15,497       11,924       12,183       12,561       11,300        11.16
   Trust fees                                            7,830        9,071        9,548        9,481        9,928        (2.47)
   Other fees                                           39,370       39,508       31,825       33,072       31,815        12.74
                                                    ----------   ----------   ----------   ----------   ----------        -----
          Total other service fees                     284,392      265,806      242,547      215,995      169,727        19.53
                                                    ----------   ----------   ----------   ----------   ----------        -----
Other income                                            65,327       72,313       58,396       69,681       51,056        13.09
Gain on sale of loans                                   53,572       52,077       45,633       39,673       34,890        18.39
                                                    ----------   ----------   ----------   ----------   ----------        -----
Total operating income                              $  565,130   $  547,909   $  493,570   $  450,868   $  373,860        15.19%
                                                    ----------   ----------   ----------   ----------   ----------        -----
Operating income to average assets                        1.63%        1.72%        1.77%        1.70%        1.57%
Operating income to operating expenses                   50.77        53.25        53.29        51.44        44.64
                                                    ==========   ==========   ==========   ==========   ==========

Note: For purposes of this Management's Discussion and Analysis, operating income excludes securities and trading gains or losses.

* C.G.R. refers to compound growth rate.

and network services fees, and higher revenues from equity investments and TELPRI.

SECURITIES AND TRADING GAINS/LOSSES

Gains on sale of investment securities reached $71.1 million, compared with losses of $3.3 million in 2002. The gains realized during 2003 were mainly attributed to the sale of marketable equity securities held by the Corporation.

         Trading losses amounted to $10.2 million in 2003, compared with trading losses of $0.8 million in the previous year. The losses experienced during 2003 resulted mostly from mortgage-backed securities, whose market value was negatively impacted by fluctuations in the long-term interest rate scenario.

         During 2001, the Corporation recorded $27 thousand in gains on sale of investment securities and $1.8 million in trading account losses.

OPERATING EXPENSES

Operating expenses in 2003 amounted to $1,113.1 million, an increase of $84.1 million, or 8%, compared with $1,029.0 million in 2002. As a percentage of average assets, operating expenses decreased to 3.21% in 2003, compared with 3.23% in 2002 and 3.31% in 2001. The Corporation's efficiency ratio remained relatively stable from 60.39% in 2002 to 60.17% in 2003. In 2001 this ratio was 59.74%. The efficiency ratio is a relative measure used by banking institutions that expresses as a percentage operating expenses divided by the sum of net interest income and recurring non-interest income. The efficiency ratio measures how much of a company's revenue is used to pay operating expenses. Table F presents a detail of operating expenses and various related ratios for the last five years. Also, the discussion below identifies significant events which took place during 2003, that had an impact on these performance indicators.

         Personnel costs, the largest category of operating expenses, totaled $526.4 million in 2003, an increase of $37.7 million, or 8%, compared with $488.7 million in 2002, mostly due to higher salaries as a result of headcount and merit salary increases, pension, incentives compensation, commissions and other bonuses and health insurance costs. Full-time equivalent employees (FTE's) totaled 11,474 at December 31, 2003, an increase of 437 employees from December 31, 2002. Pension plan expense for the year ended December 31, 2003, compared with the same period in the previous year increased by $8.5 million. At December 31, 2002, based on the prevailing conditions, the Corporation lowered the assumed discount rate for 2003 from 7.00% to 6.50%, and the expected rate of return on its pension plan assets from 8.50% to 8.00%. It also increased the rate of salary compensation assumption in calculating the cost for the pension plan. Incentives and commissions increased as a result of performance and higher business production at various subsidiaries.

TABLE F

Operating Expenses

                                                                       Year ended December 31,
                                          -----------------------------------------------------------------------------------
                                                                                                                    Five-Year
(Dollars in thousands)                        2003           2002          2001          2000          1999          C.G.R.
----------------------                    -----------     -----------   -----------   -----------   -----------     ---------
Salaries                                  $   388,527     $   361,957   $   321,386   $   306,529   $   289,995        9.43%
Pension and other benefits                    117,270         104,549        87,505        68,734        72,820       11.60
Profit sharing                                 20,647          22,235        16,251        18,913        23,881       (1.32)
                                          -----------     -----------   -----------   -----------   -----------     -------
   Total personnel costs                      526,444         488,741       425,142       394,176       386,696        9.31
                                          -----------     -----------   -----------   -----------   -----------     -------
Equipment expenses                            104,821          99,099        97,383        98,022        88,334        6.84
Net occupancy expenses                         83,630          78,503        72,100        67,720        60,814       11.46
Professional fees                              82,325          84,660        73,735        64,851        67,955        7.22
Business promotion                             73,277          61,451        50,783        46,791        45,938       13.23
Communications                                 58,038          53,892        48,883        45,689        43,146        9.46
Other taxes                                    37,904          37,144        38,756        34,125        33,290        3.32
Printing and supplies                          19,111          19,918        17,804        20,828        20,709        1.66
Amortization of intangibles                     7,844           9,104        27,438        34,558        31,788      (22.39)
Other operating expenses:
   Credit card processing, volume
     and interchange expenses                  23,858          18,033        16,000        13,365        11,132       19.72
   Transportation and travel                   13,811          13,896        10,960        10,112        10,426       11.63
   All other*                                  82,020          64,561        47,225        46,196        37,254       22.85
                                          -----------     -----------   -----------   -----------   -----------     -------
        Subtotal                              586,639         540,261       501,067       482,257       450,786        8.90
                                          -----------     -----------   -----------   -----------   -----------     -------
        Total                             $ 1,113,083     $ 1,029,002   $   926,209   $   876,433   $   837,482        9.09%
                                          ===========     ===========   ===========   ===========   ===========     =======
Efficiency ratio**                              60.17%          60.39%        59.74%        61.54%        63.08%
Personnel costs to average assets                1.52            1.54          1.52          1.48          1.62
Operating expenses to average assets             3.21            3.23          3.31          3.30          3.52
Assets per employee (in millions)         $      3.18     $      3.05   $      2.71   $      2.63   $      2.21
                                          ===========     ===========   ===========   ===========   ===========

* Includes insurance, sundry losses, FDIC assessment and other real estate expenses, among others.

** Non-interest expense divided by net interest income plus recurring non-interest income.

         Operating expenses, excluding personnel costs, increased $46.3 million, or 9%, totaling $586.6 million for the year ended December 31, 2003, compared with $540.3 million in 2002. This increase was mostly attributed to higher business promotion, equipment expenses, net occupancy, communications and other operating expenses. The increase in business promotion of $11.8 million, or 19%, was mainly associated with higher advertising expenses, resulting mostly from the PREMIA rewards program, marketing campaigns, public relations, sponsorships and community involvement initiatives. The rise in equipment expenses of $5.7 million, or 6%, compared with the previous year, was mainly due to higher amortization of software packages to support the technology infrastructure of the Corporation, and higher maintenance and repairs charges for data processing and other equipment. Net occupancy expenses increased $5.1 million, or 7%, mainly as a result of the Corporation's continuous business expansion and new headquarters in the United States. The rise in communication expenses of $4.1 million, or 8%, was mainly associated with the electronic and data network which supports business applications, support for the debit card business and higher postage expenses. Other operating expenses, which rose by $23.2 million, or 24%, included an increase of approximately $19 million in sundry losses, mostly associated with unauthorized credit card transactions conducted on credit cards issued by Banco Popular de Puerto Rico. In connection with these losses, BPPR implemented various measures designed to enhance its systems for the detection and prevention of credit card fraud including changes to its authorization procedures and the parameters for issuing cards to its customers. Also, included in other operating expenses was a $12.1 million charge on the early cancellation of long-term borrowings, which was previously mentioned in this report. Other categories which increased in the category of other operating expenses included other real estate expenses and credit card interchange costs. The year ended December 31, 2002 included the $21.6 million forfeiture related to the federal investigation previously mentioned.

         In 2002, total operating expenses increased $102.8 million, or 11%, from 2001. Personnel costs increased $63.6 million, or 15%, over 2001, mainly due to annual merit increases, incentives, profit sharing and higher pension and post-retirement costs. Other operating expenses, excluding personnel costs, totaled $540.3 million in 2002, compared with $501.1 million in 2001. This increase was mainly the

                                                POPULAR, INC. 2003 Annual Report

result of higher professional fees, business promotion, net occupancy expenses, and other operating expenses. The latter category included the $21.6 million forfeiture. These increases were partially offset by lower amortization of intangibles due to the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" during 2002.

INCOME TAX EXPENSE

Income tax expense for the year ended December 31, 2003, was $130.3 million compared with $117.3 million in 2002, an increase of $13.0 million, or 11%. The increase in 2003 was primarily due to higher pretax earnings for the current year partially offset by higher benefits from net tax-exempt interest income and by an increase in gains on sale of securities subject to a lower statutory tax rate.

         The effective tax rate decreased from 25.0% in 2002 to 21.7% in 2003 mostly due to the increase in gains on the sale of securities, which are subject to a lower tax rate on capital gains in Puerto Rico.

         The difference between the effective tax rates and the maximum statutory tax rate for the Corporation, which is 39%, is primarily due to the interest income earned on certain investments and loans which is exempt from Puerto Rico income tax, net of the disallowance of related expenses attributable to the exempt income.

         In 2002, income tax expense increased $12.0 million, or 11%, from $105.3 million in 2001. The effective tax rate was 25.7% in 2001. The decline in the effective tax rate was mostly due to a decrease in the disallowance of interest expense attributed to tax-exempt investment income in Puerto Rico due to lower cost of funds. Also, the decline in the effective tax rate resulted from not recognizing amortization of goodwill upon adoption of SFAS No. 142 in January 2002, since a portion of goodwill is not tax deductible.

         In January 2004, the Government of Puerto Rico approved a legislation that partially eliminates the tax exempt status of an International Banking Entity ("IBE") that operates as a division or branch of a bank in Puerto Rico. In order to be subject to tax, the IBE's net taxable income must exceed 40% in 2004, 30% in 2005, and 20% in 2006 and thereafter, of the net taxable income of the bank as a whole. Once these thresholds are exceeded, the IBE will be taxed at regular tax rates on its net taxable income that exceeds the applicable threshold. Currently, management of the Corporation does not expect any material financial impact from this new legislation since the net taxable income of BPPR's IBE has not exceeded and is not expected to exceed 20% of BPPR's net taxable income.

         Refer to Note 26 to the consolidated financial statements for additional information on income taxes.

FOURTH QUARTER RESULTS

Net income for the quarter ended December 31, 2003 was $106.3 million, or $0.78 per common share (basic and diluted), compared with $80.8 million, or $0.61 per common share (basic and diluted), for the same quarter of 2002. The results for the fourth quarter of 2003 represented an annualized return on assets of 1.18% and an annualized return on common equity of 16.38%, compared with 0.96% and 14.64%, respectively, for the same period in 2002.

         Net interest margin, on a taxable equivalent basis, increased to 4.22% for the last quarter of 2003, from 4.20% in the same period of 2002. The rise of $22.4 million or 7% in net interest income, on a taxable equivalent basis, over the fourth quarter of 2002 was mostly attributed to higher loan volume. The average volume of earning assets rose by $2.0 billion, primarily due to a $2.8 billion increase in average loans, mainly mortgages, partially offset by lower money market, trading and investment securities. The increase in the volume of earning assets was funded mostly through borrowed funds, which on average rose by $1.2 billion, and by interest bearing deposits, which increased by $0.2 billion. Also, other sources of funds, which include demand deposits and capital raised through stock issuance, rose in average by $0.6 billion. The increase in the net interest yield was mostly due to a reduction in the cost of funds by 45 basis points, partially offset by a lower yield in earning assets by 43 basis points, primarily related to a reduction in the yields of the investment and the commercial and mortgage loans portfolios.

         The provision for loan losses totaled $49.7 million in the quarter ended December 31, 2003, compared with $50.0 million in the fourth quarter of 2002. Net charge-offs for the last quarter of 2003 were $47.9 million or 0.87% of average loans, compared with $31.9 million or 0.66% for the same period in 2002. The increase in net charge-offs in the fourth quarter of 2003 was mainly reflected in the commercial, including construction, and the consumer loan portfolios, which increased by $9.8 million and $3.9 million, respectively. The provision for loan losses is also influenced by the fact that most of the Corporation's loan growth has been in mortgage loans, a secured portfolio, which historically has experienced lower losses in proportion to that portfolio, than the losses incurred in the commercial, consumer and leasing portfolios.

         Operating income, excluding securities and trading transactions, reached $141.8 million for the quarter ended December 31, 2003, compared with $140.1 million for the same quarter in 2002, an increase of $1.7 million, or 1%. The growth in operating income was led by an increase in other service fees of $2.1 million, service charges on deposit accounts of $1.4 million and gain on sales of loans of $1.3 million, partially offset by lower other operating income of $3.1 million. The rise in other service fees was mostly associated with higher processing fees. Service charges on deposit accounts increased mainly due to higher commercial account charges. Other operating income decreased mostly due to lower management fees and dividends derived from the participation in TELPRI.

         Sale of securities for the fourth quarter in 2003 resulted in gains of $0.7 million, compared with losses of $0.7 million in the same quarter of 2002. Trading losses totaled $0.4 million and $0.7 million in the quarters ended December 31, 2003 and 2002, respectively.

         Operating expenses for the quarter ended December 31, 2003 were $282.9 million, compared with $282.3 million in the same quarter in 2002. Personnel costs rose $9.8 million, or 8%, compared with the fourth quarter of 2002, primarily due to higher salaries, incentives and pension costs. Business promotion increased by $6.5 million, mostly associated with higher advertising, donations and public relation expenses. Other operating expenses decreased $14.4 million, mostly attributed to the previously disclosed $21.6 million forfeiture recorded in the last quarter of 2002. The remaining categories of operating expenses decreased $1.4 million, reflected mostly in lower professional fees, partially offset by an increase in net occupancy expenses.

TABLE G

Loans Ending Balances

                                                                 As of December 31,
                                  --------------------------------------------------------------------------------------------
                                                                                                                     Five-Year
(Dollars in thousands)               2003             2002            2001             2000           1999             C.G.R.
---------------------------       ------------    ------------    ------------    ------------    ------------       ---------
Commercial, industrial and
   agricultural                   $  8,235,683    $  7,883,381    $  7,420,738    $  7,013,834    $  6,656,411          7.84%
Construction                           335,482         245,926         258,453         258,197         247,288          5.41
Lease financing                      1,053,821         886,731         859,119         816,714         728,644         10.31
Mortgage*                            9,708,536       7,466,531       6,497,459       4,643,646       3,933,663         23.70
Consumer                             3,268,670       3,099,550       3,132,782       3,324,694       3,341,748          0.56
                                  ------------    ------------    ------------    ------------    ------------         -----
   Total                          $ 22,602,192    $ 19,582,119    $ 18,168,551    $ 16,057,085    $ 14,907,754         11.56%
                                  ============    ============    ============    ============    ============         =====

*Includes loans held-for-sale

STATEMENT OF CONDITION ANALYSIS

ASSETS

The Corporation's total assets at December 31, 2003 were $36.4 billion, an increase of $2.8 billion, or 8%, compared with $33.6 billion a year earlier. Total assets at December 31, 2001 amounted to $30.7 billion. At December 31, 2003 earning assets totaled $34.5 billion, an increase of $2.6 billion, or 8%, from $31.9 billion at December 31, 2002. At December 31, 2001, earning assets totaled $29.1 billion.

         Investment securities, including other investment securities, totaled $10.5 billion at December 31, 2003, a slight decrease of $0.2 billion, compared with $10.7 billion at December 31, 2002. For a breakdown of the Corporation's available-for-sale and held-to-maturity investment portfolios, refer to Notes 4 and 5 to the consolidated financial statements. Trading securities at December 31, 2003 totaled $605 million, an increase of $95 million compared with December 31, 2002. This increase was mostly in the form of mortgage-backed securities. At December 31, 2003, money market investments totaled $773 million, a decrease of $322 million, or 29%, from the $1.1 billion at December 31, 2002, mostly in federal funds sold at the banking subsidiaries and resale agreements.

         The Corporation's loan portfolio was the major contributor to the increase in earning assets. Table G presents the portfolio composition and its continued growth. Total loans increased $3.0 billion, or 15%, from $19.6 billion at December 31, 2002 to $22.6 billion at the end of 2003.

         Mortgage loans reflected the largest increase in the portfolio, rising $2.2 billion, or 30%, from December 31, 2002. The growth in mortgage loans resulted principally from the continued sales efforts and successful marketing campaigns, the prevailing low interest rate environment and portfolio acquisitions. The commercial (including construction) loan portfolio increased $442 million, or 5%. The growth in the commercial loan portfolio was partly the result of higher working capital needs by borrowers due to the current economic environment.

         The consumer loan portfolio, which includes personal, auto and boat loans, credit cards and reserve lines, increased by $169 million, or 5%, since the end of 2002. The rise in consumer loans was mostly reflected in auto loans, which increased $194 million, or 24%, since December 31, 2002, mainly as a result of aggressive sales efforts in this area and favorable interest rates in the current rate scenario.

Partially offsetting the increase in auto loans were decreases in other consumer loan categories. Personal loans, the largest category of consumer loans, decreased $12 million, from $1.4 billion at December 31, 2002. This decline was partly due to a lower demand for personal loans as a result of the interest rate scenario, which tends to favor the refinancing of mortgage loans and personal debt consolidation. Credit cards decreased $20 million, or 3%, since December 31, 2002 due in part to strong competition in this market.

         The lease financing portfolio totaled $1.1 billion at December 31, 2003, compared with $0.9 billion at December 31, 2002. The acquisition of certain lease portfolios of medical and communications equipment by the Corporation's banking and lease financing subsidiaries in the United States during the second quarter of 2003 was the principal reason for this increase.

         At December 31, 2003, premises and equipment totaled $485 million, compared with $461 million at December 31, 2002. The increase since 2002 is mostly associated with office remodeling and premises under construction for business expansion and relocations.

         Other assets totaled $769 million at the end of 2003, compared with $578 million at December 31, 2002. The growth of $191 million was mostly associated with the bank owned life insurance program initiated in 2003 and with deferred tax assets.

         At December 31, 2003, goodwill totaled $191 million compared with $183 million at the end of 2002. The increase was mostly associated with the acquisitions performed during the year, which included Mediawire, ADS / One Solutions, Levitt and other contingent payments on acquisitions performed in prior years. Other intangible assets totaled $27 million at December 31, 2003, a decline of $7 million, when compared with the same date in the previous year, due to the annual amortization of these intangibles. Refer to Note 10 to the consolidated financial statements for the composition of other intangible assets.

DEPOSITS, BORROWINGS AND OTHER LIABILITIES

Total deposits increased $0.5 billion, or 3%, from $17.6 billion at December 31, 2002, to $18.1 billion at December 31, 2003. Interest bearing deposits totaled $14.4 billion at December 31, 2003, compared with $14.2 billion in the previous year. Non-interest bearing deposits were $3.7 billion at December 31, 2003, compared with $3.4 billion at the end of 2002.

                                                POPULAR, INC. 2003 Annual Report

         The increase in deposits was mainly reflected in demand deposits, which increased $359 million, or 11%, since December 31, 2002. This rise was partly associated with retail and commercial deposits, including deposits in trust and public funds. Savings deposits, which include NOW and money markets, increased $226 million, or 3%. This growth was attained in both retail and commercial accounts. Time deposits, excluding brokered certificates of deposit, increased by $116 million, or 2%, from December 31, 2002. At December 31, 2003, brokered certificates of deposit, totaled $638 million, resulting in a decrease of $218 million, or 25%, since December 31, 2002.

         Borrowed funds increased $1.9 billion, from $13.0 billion at December 31, 2002 to $14.9 billion at the end of 2003. The increase in borrowings was used primarily to fund the Corporation's loan portfolio growth. Short-term borrowings, federal funds purchased and assets sold under agreements to repurchase amounted to $7.8 billion at December 31, 2003, compared with $8.4 billion in 2002. Other borrowed funds, classified long-term, totaled $7.1 billion at December 31, 2003, compared with $4.6 billion at the same date the previous year.

         During 2003, the Corporation sold $500 million in five-year fixed-rate medium-term notes and issued $31 million in corporate debt with its yield linked to the Standard & Poor's 500 index. Also, Equity One tapped the asset-backed securities market with offerings of approximately $2.7 billion in asset-backed securities, supported by residential mortgage loans. These transactions were accounted as secured borrowings since they did not qualify as sales under SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities."

         Furthermore, during the last quarter of 2003, Popular Capital Trust I, a statutory business trust that is wholly-owned by the Corporation, sold to institutional and retail investors $300 million of its 6.70% trust preferred securities ("the capital securities"). In accordance with the provisions of FIN No. 46R, the Corporation deconsolidated the issuer trust at the end of 2003. Deconsolidation of the issuer trust resulted in the re-characterization of the capital securities in the Corporation's consolidated statement of condition at December 31, 2003 from capital securities to junior subordinated debentures. The junior subordinated debentures issued by the Corporation to the issuer trusts during 2003 totaled $309 million and are included in the consolidated statement of condition as notes payable. Refer to Note 16 to the consolidated financial statements for further information.

         Refer to Notes 12 through 17 to the consolidated financial statements for information on the Corporation's borrowings at December 31, 2003 and 2002.

STOCKHOLDERS' EQUITY

Total stockholders' equity at December 31, 2003 was $2.8 billion, compared with $2.4 billion at the same date in 2002. The issuance of 7,475,000 shares of the Corporation's 6.375% noncumulative monthly income preferred stock, 2003 Series A, during the first quarter of 2003, and earnings retention contributed to the increase in stockholders' equity since 2002. The preferred stock issuance, net of related costs, contributed approximately $183 million in additional capital, which qualifies as Tier 1 capital for regulatory purposes. The increase was partially offset by a decrease in accumulated other comprehensive income, mainly due to a $162 million reduction in unrealized gains on the securities available-for-sale portfolio. Refer to the consolidated statements of condition, of stockholders' equity and of comprehensive income for further information.

         In 2003, the Corporation declared dividends on common stock of $134.1 million, compared with $106.7 million in 2002. Total cash dividends declared per common share for 2003 amounted to $1.01, which is 26% higher than the 2002 cash dividend of $0.80 per common share, and 33% higher than the 2001 cash dividend of $0.76 per common share. The dividend payout ratios for 2003, 2002 and 2001 were 27.05%, 30.76% and 33.10%, respectively.

         The Corporation offers a dividend reinvestment plan for its stockholders that allows them to reinvest dividends in shares of common stock at a 5% discount from the average market price at the time of the issuance. During 2003, a total of 431,846 shares, equivalent to $14.9 million in additional capital, were issued under the Plan. In 2002, 383,301 shares representing $11.2 million in additional capital were issued under this Plan.

         The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations. Table H presents the Corporation's capital adequacy information for the years 1999 to 2003. Note 20 to the consolidated financial statements presents further information on the Corporation's regulatory capital requirements.

         During 2003, the Corporation adopted FIN No. 46R that resulted in the deconsolidation of two subsidiaries that had issued approximately $444 million in trust preferred securities qualifying as Tier 1 regulatory capital. However, debt to these subsidiaries of closely similar amounts is now included in notes payable in the Corporation's consolidated statement of condition. The Federal Reserve Bank has reached no final conclusion on the continued qualification of trust preferred securities for regulatory capital, but has indicated that until further notice, they will continue to count as Tier 1 regulatory capital. If Tier 1 capital treatment is disallowed, the Corporation's Tier 1 capital would be reduced by approximately $444 million.

         The average tangible equity amounted to $2.3 billion and $1.9 billion for the year ended December 31, 2003 and 2002, respectively. Total tangible equity at December 31, 2003 was $2.5 billion compared with $2.2 billion at the end of the previous year. The average tangible equity to average tangible assets ratio for 2003 was 6.76%, compared with 6.12% in 2002. Book value per common share was $19.32 at December 31, 2003, compared with $18.20 at December 31, 2002. The market value of the Corporation's common stock at the end of 2003 was $44.85 per share compared with $33.80 a year earlier. Total market capitalization was $6.0 billion at December 31, 2003 and $4.5 billion at December 31, 2002.

         The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPO, respectively. Table I shows the Corporation's common stock performance on a quarterly basis during the last five years, including market prices and cash dividends declared. As of February 26, 2004, the Corporation had 10,061 stockholders of record of its common stock, not including the beneficial owners whose shares are held in record names of brokers or other nominees.

         The Corporation has a stock option plan, which permits the granting of incentive awards in the form of qualified stock options, incentive

TABLE H

Capital Adequacy Data

                                                                                As of December 31,
                                                --------------------------------------------------------------------------------
(Dollars in thousands)                              2003             2002             2001             2000              1999
----------------------                          -------------    -------------    -------------    -------------    -------------
Risk-based capital:
   Tier I capital                               $   2,834,599    $   2,054,027    $   1,849,305    $   1,741,004    $   1,557,096
   Supplementary (Tier II) capital                    341,840          346,531          330,213          321,627          324,519
                                                -------------    -------------    -------------    -------------    -------------
     Total capital                              $   3,176,439    $   2,400,558    $   2,179,518    $   2,062,631    $   1,881,615
                                                =============    =============    =============    =============    =============
Risk-weighted assets:
   Balance sheet items                          $  21,384,288    $  19,487,339    $  18,087,672    $  16,173,005    $  14,878,731
   Off-balance sheet items                          1,411,402        1,355,430          479,691          496,735          428,780
                                                -------------    -------------    -------------    -------------    -------------
     Total risk-weighted assets                 $  22,795,690    $  20,842,769    $  18,567,363    $  16,669,740    $  15,307,511
                                                =============    =============    =============    =============    =============
Ratios:
   Tier I capital (minimum required - 4.00%)            12.43%            9.85%            9.96%           10.44%           10.17%
   Total capital (minimum required - 8.00%)             13.93            11.52            11.74            12.37            12.29
   Leverage ratio (minimum required - 3.00%)             8.00             6.19             6.46             6.40             6.40
   Equity to assets                                      7.34             6.76             7.50             7.09             7.19
   Tangible equity to assets                             6.76             6.12             6.74             6.18             6.21
   Equity to loans                                      12.28            11.48            12.30            11.93            12.32
   Internal capital generation rate                     12.84            11.29             9.19             9.59             9.80

stock options, or non-statutory stock options of the Corporation. Any employee or director of the Corporation or any of its subsidiaries is eligible to participate in the plan. During 2002 and 2003, options for 423,647 and 481,936 common shares, respectively, were awarded under the plan. Refer to Note 24 to the consolidated financial statements for further information.

RISK MANAGEMENT

The Corporation has specific policies and procedures which structure and delineate the management of risks, particularly those related to interest rate exposure, liquidity, credit and operational risk, all of which are discussed below.

MARKET RISK

Market risk refers to the impact of changes in interest rates on the Corporation's net interest income, market value of equity and trading operations. It also arises from fluctuations in the value of foreign currencies against the U.S. dollar. Despite the varied nature of market risks, the primary source of this risk to the Corporation is the impact of changes in interest rates.

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

         Management of market risk is the responsibility of the Corporation's Board of Directors (the Board), which is responsible for establishing policies regarding the assumption and management of market risk. The Board delegates the monitoring of this risk to the Board's Risk Management Committee, and its management to the Market Risk Committee (the Committee) of Popular, Inc. The Committee's primary goal is to ensure that the market risk assumed by the Corporation remains within the parameters of the Board's policies.

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

         Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Table J presents the static gap estimate for the Corporation as of December 31, 2003. These static measurements do not reflect the results of any projected

                                                POPULAR, INC. 2003 Annual Report

TABLE I

Common Stock Performance

                         Market Price         Cash             Book
                                            Dividends          Value      Dividend                 Price/     Market/
                                            Declared            Per        Payout    Dividend     Earnings     Book
                     High          Low      Per Share          Share       Ratio      Yield*       Ratio       Ratio
                     ----          ---      ---------          -----      --------   --------     --------    -------
   2003                                                       $  19.32     27.05%      2.45%       12.93x     232.14%
4TH QUARTER       $ 47(4/7)    $ 39(4/5)    $    0.27
3RD QUARTER         41(1/6)      36(2/3)         0.27
2ND QUARTER         40(5/6)      34(1/6)         0.27
1ST QUARTER         35           32              0.20

   2002                                                          18.20     30.76       2.58        12.95      185.71
4th quarter       $ 34(1/4)    $ 28(5/7)    $    0.20
3rd quarter         35(6/7)      30(1/9)         0.20
2nd quarter         33(2/3)      28(3/5)         0.20
1st quarter         30           27(1/2)         0.20

   2001                                                          15.93     33.10       2.43        13.40      182.60
4th quarter       $ 30(1/6)    $ 27(1/3)    $    0.20
3rd quarter         36(1/4)      27(3/7)         0.20
2nd quarter         32(15/16)    28(4/9)         0.20
1st quarter         29(4/9)       25(1/4)        0.16

   2000                                                          13.92     32.47       2.75        13.36      188.95
4th quarter       $ 27(7/8)    $ 23(1/2)    $    0.16
3rd quarter         27(1/16)     19(5/8)         0.16
2nd quarter         23(9/16)     19(1/16)        0.16
1st quarter         26(7/8)      18(5/8)         0.16

   1999                                                          11.51     31.56       1.90        15.18      242.72
4th quarter       $ 32         $ 25(7/16)   $    0.16
3rd quarter         31           25(13/16)       0.16
2nd quarter         32(7/8)      28(13/16)       0.14
1st quarter         37(7/8)      30(7/8)         0.14

* Based on the average high and low market price for the four quarters.

activity and are best used as early indicators of potential interest rate exposures.

         The interest rate sensitivity gap is defined as the difference between earning assets and interest bearing liabilities maturing or repricing within a given time period. At December 31, 2003 the Corporation's one-year cumulative gap was $1.4 billion or 4.2% of total earning assets. During 2003, the Corporation extended the maturity of the investment portfolio as part of asset / liability management strategies. Also, it continued extending the maturity dates of certain borrowings into long-term maturities motivated by the historically low interest rate environment.

         During 2003, the Corporation terminated, as part of the risk management strategies, certain interest rate swap agreements with an aggregate notional amount of $500 million. In such agreements, the Corporation had converted floating rate debt to fixed rate debt.

         Simulation analysis is another measurement used by the Corporation for short-term IRR, and it addresses some of the deficiencies of gap analysis. It involves estimating the effect on net interest income of one or more future interest rate scenarios as applied to the repricing of the Corporation's current assets and liabilities and the assumption of new balances. The simulation analyses reviewed by the Committee are based on various interest rate scenarios, and include assumptions made related to the prepayment of the amortizing loans and securities, and the sensitivity of the Corporation's cost of retail deposits to changes in market rates. The computations do not contemplate actions management could take to respond to changes in interest rates. Computations of the prospective effects of hypothetical interest rate changes should not be relied upon as indicative of actual results. By their nature, these forward-looking statements are only estimates and may be different from what actually occurs in the future. At December

TABLE J

Interest Rate Sensitivity

                                                               As of December 31, 2003
                               -----------------------------------------------------------------------------------------------------
                                                                   By Repricing Dates
                               -----------------------------------------------------------------------------------------------------

                                                           After        After        After
                                              Within    three months six months   nine months               Non-interest
                                  0-30        31-90      but within  but within   but within    After one     bearing
(Dollars in thousands)            days        days      six months   nine months   One year       year         funds        Total
----------------------         ----------   ----------  ------------ -----------  -----------  -----------  ------------ -----------
Assets:
Money market investments       $  496,998   $  259,695   $   16,200                                                      $   772,893
Investment and trading
  securities                    2,231,045      634,780      466,525  $  142,912   $  348,500   $ 7,252,901                11,076,663
Loans                           6,390,885    1,117,677    1,239,682   1,251,837      951,759    11,650,352                22,602,192
Other assets                                                                                                $1,982,967     1,982,967
                               ----------   ----------   ----------  ----------   ----------   -----------  ----------   -----------
   Total                        9,118,928    2,012,152    1,722,407   1,394,749    1,300,259    18,903,253   1,982,967    36,434,715
                               ----------   ----------   ----------  ----------   ----------   -----------  ----------   -----------
Liabilities and stockholders'
  equity:
Savings, NOW and money market
   accounts                       707,779                                                        7,131,512                 7,839,291
Other time deposits             1,026,705    1,005,157      932,149     669,405      384,667     2,513,747                 6,531,830
Federal funds purchased and
  assets sold under agreements
  to repurchase                 3,342,313    1,144,252       47,062      50,000       70,000     1,125,360                 5,778,987
Other short-term borrowings     1,702,372      172,917                   86,335       35,000                               1,996,624
Notes payable                   1,895,490      556,358       82,739      77,095      142,501     4,237,842                 6,992,025
Subordinated notes                                                                                 125,000                   125,000
Non-interest bearing deposits                                                                                3,726,707     3,726,707
Other non-interest bearing
  liabilities and minority
  interest                                                                                                     689,834       689,834
Stockholders' equity                                                                                         2,754,417     2,754,417
                               ----------   ----------   ----------  ----------   ----------   -----------  ----------   -----------
   Total                       $8,674,659   $2,878,684   $1,061,950  $  882,835   $  632,168   $15,133,461  $7,170,958   $36,434,715
                               ----------   ----------   ----------  ----------   ----------   -----------  ----------   -----------
Interest rate swaps                25,000                                                          (25,000)
Interest rate sensitive gap       469,269     (866,532)     660,457     511,914      668,091     3,744,792
Cumulative interest rate
   sensitive gap                  469,269     (397,263)     263,194     775,108    1,443,199     5,187,991
Cumulative interest rate
  sensitive gap to earning
  assets                             1.36%       (1.15%)       0.76%       2.25%        4.19%        15.06%

31, 2003, the difference in projected net interest income under a rising and declining rate scenario, which assumes interest rates gradually change by 100 basis points up and down during the twelve-month period from the prevailing rates at year-end, was a decrease of $1.4 million and an increase of $13.3 million, respectively, which represented changes of 0.1% and 1.0% in net interest income. It should be mentioned that some short-term rates are below 1% at December 31, 2003. In the scenario of interest rates decreasing 100 basis points, rates were not permitted to fall below 0.1%. These estimated changes are within the policy guidelines established by the Board.

         The Corporation's loan and investment portfolios are subject to prepayment risk, which results from the ability of a third party to pay a debt obligation prior to maturity. Generally, in a declining rate scenario, prepayment activity should increase, reducing the weighted average lives of the earning asset. Accordingly, the Corporation would be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income. Conversely, the opposite would occur in a rising rate scenario. At December 31, 2003, premiums associated with loans acquired represented less than 1% of the total loan portfolio and approximately 3% of the investment portfolio. Prepayment risk also has a significant impact on mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios. Table K presents mortgage-related investment securities based on expected maturities, which take into consideration prepayment assumptions as determined by management based on the expected interest rate scenario.

         Duration analysis measures longer-term IRR, in particular the duration of market value of equity. It expresses in general terms the sensitivity of the market value of equity to changes in interest rates. The estimated market value of equity is obtained from the market value of the cash flows from the Corporation's financial assets and liabilities, which are primarily payments of interest and repayments of principal. Thus, the market value of equity incorporates most future cash flows from net interest income as well as principal repayments,

                                                POPULAR, INC. 2003 Annual Report

TABLE K

Maturity Distribution of Earning Assets

                                                                      As of December 31, 2003
                                      ---------------------------------------------------------------------------------------
                                                                           Maturities
                                      ---------------------------------------------------------------------------------------
                                                           After one year
                                                         through five years             After five years
                                                      -----------------------        -----------------------
                                                       Fixed         Variable         Fixed         Variable
                                       One year       interest       interest        interest       interest
(In thousands)                         or less         rates           rates          rates           rates          Total
-----------------------------------------------------------------------------------------------------------------------------
Money market securities               $  291,693     $  406,200                    $    75,000                    $   772,893
Investment and trading securities      1,521,115      2,845,893     $  935,833       4,369,167     $1,078,935      10,750,943
Loans:
   Commercial                          3,288,602      1,621,462      1,449,294         873,574      1,002,751       8,235,683
   Construction                          155,625          4,383        160,652           7,037          7,785         335,482
   Lease financing                       312,062        733,563                          8,196                      1,053,821
   Mortgage                              939,439      1,661,825        380,053       4,943,609      1,783,610       9,708,536
   Consumer                              878,342      1,537,963                        852,365                      3,268,670
-----------------------------------------------------------------------------------------------------------------------------
     Total                            $7,386,878     $8,811,289     $2,925,832     $11,128,948     $3,873,081     $34,126,028
=============================================================================================================================

Note: Federal Reserve Bank stock, Federal Home Loan Bank stock, and other equity securities held by the Corporation are not included in this table.

whereas other measures of IRR focus primarily on short-term net interest income.

     The duration of the market value of portfolio equity ("MVPE") is a measure of its riskiness. The MVPE is equal to the estimated market value of the Corporation's assets minus the estimated market value of the liabilities. The duration of MVPE is equal to the product of the market value of assets times its duration, minus the product of the market value of liabilities times its duration, divided by the market value of equity. In general, the longer the duration of MVPE, the more sensitive is its market value to changes in interest rates. At December 31, 2003, the estimated duration of the market value of equity of the Corporation was 7.44 years compared with 7.03 years as of the same date a year earlier.

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

     The Corporation maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in net interest income and cash flows that are caused by interest rate volatility. The Corporation's goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. Derivative instruments that are used, to a limited extent, as part of the Corporation's interest rate risk management strategy include interest rate swaps, interest rate forwards and future contracts, index options, foreign exchange contracts, and interest rate caps, floors and put options embedded in interest rate contracts.

     As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management. The Corporation's derivative activities are monitored by the Committee, which is responsible for approving hedging strategies that are developed through the analysis of data derived from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Corporation's overall interest rate risk management and trading strategies. Several derivative contracts that the Corporation has entered into do not qualify for accounting as hedges as defined in SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" (as amended), and their changes in market value are recognized in current earnings. Refer to Note 29 to the consolidated financial statements for further information on the Corporation's limited involvement in derivative instruments and hedging activities.

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

     At December 31, 2003 the trading portfolio of the Corporation amounted to $605 million and represented 1.7% of total assets, compared with $510 million and 1.5% a year earlier. Mortgage-backed securities represented 92% of the trading portfolio at the end of 2003, compared with 74% in 2002. A significant portion of the trading portfolio is hedged against market risk by positions that offset the risk assumed. This portfolio was composed of the following at December 31, 2003:

                                                      Weighted
(Dollars in thousands)                 Amount      Average Yield*
-----------------------------------------------------------------
Mortgage-backed securities            $559,624          6.02%
Commercial paper                        14,979          1.50
U.S. Treasury and agencies                 325          3.77
Puerto Rico Government obligations      15,014          2.90
Other                                   15,177          5.96
-----------------------------------------------------------------
                                      $605,119          5.83%
=================================================================

*Not on a taxable equivalent basis

     At December 31, 2003, the trading portfolio of the Corporation had an estimated duration of 4.20 years and a one-month value at risk (VAR) of approximately $1.1 million, assuming a confidence level of 95%. VAR is a key measure of market risk for the Corporation. VAR represents the maximum amount that the Corporation has placed at risk of loss with a 95% degree of confidence, in the course of its risk taking activities. Its purpose is to describe the amount of capital requirement to absorb potential losses from adverse market movements. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates.

     The Corporation does not participate in any trading activities involving commodity contracts.

FOREIGN EXCHANGE

The Corporation conducts business in certain Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds interests in Consorcio de Tarjetas Dominicanas, S.A. and Centro Financiero BHD, S.A. in the Dominican Republic. Although not significant, some of these businesses are conducted in the country's particular foreign currency. At December 31, 2003 the Corporation had $24 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive income, compared with $2 million at December 31, 2002. The increase was mostly associated with a devaluation of the Dominican peso. However, management does not expect future exchange rate volatility between the U.S. dollar and the particular foreign currency to affect significantly the Corporation's consolidated financial condition or results of operations.

LIQUIDITY

Liquidity refers to the ability to fund current operations, including the cash flow requirements of depositors and borrowers as well as future growth. Liquidity management involves maintaining ample and diverse funding capacity, liquid assets and other sources of cash to accommodate fluctuations in asset and liability levels due to customer behavior, capital market conditions or unanticipated events. Liquidity risk may arise whenever the Corporation's ability to raise cash and the runoff of its assets are substantially less than the runoff of its liabilities.

     The Board of Directors, through the Risk Management Committee, is also responsible for approving policies regarding liquidity risk management as well as approving operating and contingency procedures, and supervising their implementation. The Market Risk Committee and the Treasury Division are responsible for planning and executing the Corporation's funding activities and strategy, and for implementing the policies and procedures approved by the Risk Management Committee.

     Liquidity is managed at the level of the holding companies that own the banking and non-banking subsidiaries. Also, it is managed at the level of the banking and non-banking subsidiaries. Each level has different funding needs and sources, and each level is subject to regulatory guidelines and requirements. Diversification of funding sources is a major priority, as it helps protect the liquidity of the Corporation from market disruptions.

     The principal sources of funding for the banking subsidiaries include retail and commercial deposits, institutional borrowings, and to a lesser extent, loan sales. The principal uses of funds for the banking subsidiaries include repayment of maturing debt, dividend payments to the holding company, loan and investment portfolio growth, and operational needs, among others. In addition, the Corporation's banking subsidiaries maintain borrowing facilities at the Discount Window of the Federal Reserve Bank of New York and the Federal Home Loan Bank of New York, and have a considerable amount of collateral that can be used to raise funds under these facilities.

     The principal sources of funding for the non-banking subsidiaries include internally generated cash flows from operations, borrowed funds from the holding companies, loan sales and proceeds from securitization transactions, which are structured as secured borrowings, not sales. The principal uses of funds for the non-banking subsidiaries include loan portfolio growth, repayment of maturing debt and operational needs.

     The principal sources of funding for the holding company include dividends received from the banking subsidiaries and proceeds from the issuance of medium-term notes, commercial paper, junior subordinated debentures, secured debt and equity. The principal uses of these funds include the payment of maturing debt, dividend payments to shareholders and subsidiary funding.

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

                                                POPULAR, INC. 2003 Annual Report

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

     The Consolidated Statements of Cash Flows can be used to assess the Corporation's ability to generate positive future net cash flows from operations and its ability to meet future obligations. Net cash provided by operating activities totaled $562 million in 2003. Cash provided by financing activities totaled $2.5 billion, resulting mostly from the increase in deposits of $476 million, issuance of preferred stock of $183 million and net proceeds from long-term borrowings of $2.5 billion, partially offset by dividend payments of $135 million and the net decrease in short-term borrowings, federal funds purchased and resale agreements of $613 million, among the principal factors. These activities were partially offset by net cash used in investing activities of $3.0 billion, primarily resulting from a net increase in loans of $3.5 billion, offset by net inflows related to investment securities and money market investments of $576 million.

     The Corporation's liquidity position is closely monitored on an ongoing basis. Management believes that available sources of liquidity are adequate to meet the funding needs in the normal course of business.

     The composition of the Corporation's financing to total assets at December 31, 2003 and 2002 were as follows:

                                                   % increase (decrease)   % of total assets
(Dollars in millions)         2003         2002      from 2002 to 2003      2003      2002
--------------------------------------------------------------------------------------------
Non-interest bearing
  deposits                   $ 3,727     $ 3,367            10.7%           10.2%     10.0%
Interest-bearing core
  deposits                    11,117      10,906             1.9            30.5      32.4
Other
interest-bearing
  deposits                     3,254       3,341            (2.6)            8.9       9.9
Federal funds and
  repurchase agreements        5,779       6,685           (13.6)           15.9      19.9
Other short-term
  borrowings                   1,997       1,704            17.2             5.5       5.1
Notes payable,
  subordinated notes
  and capital securities       7,117       4,568            55.8            19.5      13.6
Others                           690         678             1.8             1.9       2.0
Stockholders' equity           2,754       2,411            14.2             7.6       7.2
--------------------------------------------------------------------------------------------

     The following sections provide further information on the Corporation's major funding activities and needs, as well as the risks involved in these activities.

DEPOSITS

Deposits tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. The extensive branch network of the Corporation in the Puerto Rico market and its expanding network in major U.S. markets have enabled it to maintain a significant and stable base of deposits. Total deposits increased 3% from December 31, 2002 to the same date in 2003. Particularly, core deposits, which are an important stable, low-cost funding source, were up 4% from December 31, 2002, totaling $14.8 billion at December 31, 2003. Certificates of deposits with denominations of $100,000 and over as of December 31, 2003 totaled $3.3 billion, or 18% of total deposits. Their distribution by maturity was as follows:

(In thousands)
-------------------------------
3 months or less     $1,373,648
3 to 6 months           405,107
6 to 12 months          433,519
over 12 months        1,041,751
-------------------------------
                     $3,254,025
===============================

     Average deposits for the year ended December 31, 2003 represented 54% of average earning assets, compared with 56% for the year ended December 31, 2002. Table L summarizes average deposits for the past five years. During the last five years, total average deposits increased at a compound growth rate of 7.67%.

     Segregated in Table L are 936 deposits, which represent funds of 936 corporations that are reinvested by the Corporation in eligible assets, which are tax-exempt for U.S. and Puerto Rico's Industrial Incentive Act purposes. A legislation that repealed federal tax exemption on these funds, was approved for taxable years beginning after December 31, 1995, as such, 936 deposits have substantially decreased in volume since that date.

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

BORROWINGS

Various forms of both short and long-term borrowings provide additional funding sources. Wholesale or institutional sources of funding include the repo and federal funds markets, commercial paper programs, medium term notes, junior subordinated debentures, and asset securitizations.

     The Corporation diversifies the sources and the maturities of these borrowings in order to avoid undue reliance on any single source and maintain an orderly volume of borrowings maturing in the future.

TABLE L

Average Total Deposits

                                                                         For the Year
                                  ------------------------------------------------------------------------------------------
                                                                                                                   Five-Year
(Dollar in thousands)                 2003            2002            2001           2000            1999            C.G.R.
----------------------------------------------------------------------------------------------------------------------------
Demand                            $ 3,495,099     $ 3,226,758     $ 3,052,270     $ 3,030,307     $ 3,032,001         6.03%
Other non-interest bearing
accounts                                   --              --           4,277           4,976           6,881           --
----------------------------------------------------------------------------------------------------------------------------
     Non-interest bearing           3,495,099       3,226,758       3,056,547       3,035,283       3,038,882         6.00
----------------------------------------------------------------------------------------------------------------------------
Savings accounts                    5,190,527       4,775,115       4,170,202       4,113,338       4,132,397         6.65
NOW and money market accounts       2,550,480       2,502,272       2,101,892       1,811,352       1,745,579        11.80
----------------------------------------------------------------------------------------------------------------------------
     Savings deposits               7,741,007       7,277,387       6,272,094       5,924,690       5,877,976         8.19
----------------------------------------------------------------------------------------------------------------------------
Certificates of deposit:
 Under $100,000                     2,877,946       2,809,305       2,751,490       2,766,905       2,664,174         5.95
 $100,000 and over                  2,784,708       2,797,085       2,721,716       2,030,067       1,601,861        14.40
 936                                   97,128         121,290         111,251         259,203         297,122       (23.45)
----------------------------------------------------------------------------------------------------------------------------
Certificates of deposit             5,759,782       5,727,680       5,584,457       5,056,175       4,563,157         7.86
----------------------------------------------------------------------------------------------------------------------------
Other time deposits                   762,080         752,821         662,693         492,334         311,323         9.20
----------------------------------------------------------------------------------------------------------------------------
     Interest bearing              14,262,869      13,757,888      12,519,244      11,473,199      10,752,456         8.11
----------------------------------------------------------------------------------------------------------------------------
        Total                     $17,757,968     $16,984,646     $15,575,791     $14,508,482     $13,791,338         7.67%
============================================================================================================================

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

     The Corporation and BPPR's debt ratings at December 31, 2003 were as follows:

                  Popular, Inc.                   BPPR
              Short-term  Long-term     Short-term   Long-term
                 debt        debt          debt         debt
--------------------------------------------------------------
Fitch            F-1          A            F-1           A
Moody's          P-2          A3           P-1           A2
S&P              A-2         BBB+          A-2           A-
--------------------------------------------------------------

     The ratings above are subject to revisions or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

     At December 31, 2003, the Corporation had outstanding $85 million in commercial paper. At that date, the Corporation had a committed liquidity facility in the amount of $340 million, which also serves as a back-up for the commercial paper program. The facility has never been drawn upon and management does not anticipate doing so in the future. At the end of 2003, the Corporation had $1.1 billion in approved lines of credit with the Federal Home Loan Bank, of which approximately $50.5 million remained unused. These FHLB advances are secured by securities and mortgages under a collateral agreement. Other approved short and long term credit facilities are warehouse, repos and fed funds lines, banks notes program, and other. Of these facilities, excluding the discount window, $15.9 billion was approved and $10.4 billion remained unused at the end of 2003. In addition, BPPR has established a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2003, BPPR has a borrowing capacity at the discount window of approximately $1.7 billion, which remained unused. These facilities are collateralized sources of credit that are highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.

     In the ordinary course of business, Equity One, the Corporation's mortgage and consumer lending subsidiary in the United States, packages residential mortgage loans and participates in securitization transactions that result in secured borrowings, as opposed to sales of loans. This determination is made in accordance with the detailed accounting guidelines dictated by SFAS No. 140. During 2003, securitization arrangements performed by Equity One, which qualified for the secured borrowing accounting treatment, approximated $2.7 billion. The loans, which serve as collateral for the secured debt, remain in the Corporation's consolidated statement of condition at December 31, 2003.

     At December 31, 2003, junior subordinated debentures, arising in deals structured for trust preferred securities, amounted to $458 million, of which $309 million was issued in 2003.

     A more detailed description of borrowings is included in the Statement of Condition analysis in this Management's Discussion and

                                                POPULAR, INC. 2003 Annual Report

Analysis and in Notes 12 through 17 to the consolidated financial statements.

     In 2003, the Corporation filed a shelf registration with the Securities and Exchange Commission, allowing Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc. to issue medium-term notes, debt securities and preferred stock in an aggregate amount of up to $2.5 billion. At December 31, 2003, the total amount was available. This shelf registration is intended to permit the Corporation to raise funds with a relatively short lead-time.

     Some of the Corporation's borrowings and deposits are subject to rating triggers, contractual provisions that accelerate the maturity of the underlying borrowing in the case of a change in rating. Therefore, the need for the Corporation to raise funding in the marketplace could increase more than usual in the case of a rating downgrade. The amount of obligations subject to rating triggers that could accelerate the maturity of the underlying borrowing was $231 million at December 31, 2003, of which $200 million were in Popular North America and $31 million in BPPR.

     In the course of borrowing from institutional lenders, the Corporation has entered into contractual agreements to maintain certain levels of debt, capital and non-performing loans, among other financial covenants. If the Corporation were to fail to comply with those agreements, it may result in an event of default. Such failure may accelerate the repayment of the related borrowings. An event of default could also affect the ability of the Corporation to raise new funds or renew maturing borrowings. The Corporation is currently in full compliance with all financial covenants in effect and expects to remain so in the foreseeable future. At December 31, 2003 the Corporation had outstanding $719 million in obligations subject to covenants, including those which are subject to rating triggers and those outstanding under the commercial paper program.

OTHER FUNDING SOURCES

Another important liquidity source for the Corporation is its assets, particularly the investment portfolio. This portfolio consists primarily of liquid U.S. Treasury and Agency securities that can be used to raise funds in the repo markets. At December 31, 2003, the entire investment portfolio, excluding trading securities, totaled $10.5 billion, of which $0.9 billion, or 9%, had maturities of one year or less. The maturity distribution of the investment and trading portfolio is presented in Table K. Mortgage-related investments in Table K are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments.

     The Corporation's loan portfolio is another important source of liquidity since it generates substantial cash flow resulting from principal and interest payments and principal prepayments. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, and to a lesser extent commercial loans, have highly developed secondary markets, which the Corporation uses on a regular basis. The maturity distribution of the loan portfolio as of December 31, 2003 is presented in Table K. As of that date $5.6 billion or 25% of the loan portfolio is expected to mature within one year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.

     Another component of liquidity and an important source of funding is the Corporation's capital. As previously mentioned, the Corporation issued preferred stock during 2003 in order to raise funds for operations and to strengthen its regulatory capital position.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

In the normal course of business, the Corporation enters into various contractual obligations and commitments that may require future cash payments under contracts as disclosed in the notes to the consolidated financial statements. At December 31, 2003, the aggregate contractual cash obligations were:

                                           Payments Due by Period
                           -----------------------------------------------------
                           Less than    1 to 3     4 to 5    After 5
(In millions)                1 year     years      years      years       Total
--------------------------------------------------------------------------------
Certificates of
   deposit                   $4,018     $1,517     $  913     $   84     $ 6,532
Fed funds and repurchase
   agreements                 4,358        861        485         75       5,779
Long-term debt                1,405      2,482      1,750      1,480       7,117
Purchase obligations             63         26         20                    109
Annual rental
   commitments under
   operating leases              39         62         45         93         239
Capital leases                    1                                            1
--------------------------------------------------------------------------------
Total contractual cash
   obligations               $9,884     $4,948     $3,213     $1,732     $19,777
================================================================================

     Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2003, primarily for services, equipment and real estate construction projects.

     The Corporation's operating lease agreements do not impose any restrictions on its ability to pay dividends or engage in debt or equity financing transactions.

     During 2004, the Corporation expects to contribute $2.3 million to the pension and benefit restoration plans. Also, during 2004, it expects to contribute $6.9 million to the postretirement benefit plan to fund current benefit payment requirements. Refer to Note 23 to the consolidated financial statements for further information on these plans.

     Popular, Inc. also utilizes lending-related financial instruments in the normal course of business to accommodate the financial needs of its customers. The Corporation's exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and commercial letters of credit is represented by the contractual notional amount of these instruments. The Corporation uses credit procedures and policies in making those commitments and conditional obligations as it does in extending loans to customers. Since many of the commitments may expire without being drawn upon, the total contractual amounts are not representative of the Corporation's actual future credit exposure or liquidity requirements for these commitments.

At December 31, 2003 the contractual amounts related to the Corporation's off-balance sheet lending activities were:

                        Amount of Commitment - Expiration Period
--------------------------------------------------------------------
                      Less than   1 to 3   4 to 5   After 5
(In millions)          1 year     years    years    years     Total
--------------------------------------------------------------------
Commitments to
   extend credit       $4,340     $ 538     $ 93     $ 73     $5,044
Commercial letters
   of credit               14                                     14
Standby letters of
   credit                  57        75        5                 137
Commitments to
   originate
   mortgage loans         363        12       10       40        425
--------------------------------------------------------------------
Total                  $4,774     $ 625     $108     $113     $5,620
====================================================================

     At December 31, 2003, the Corporation has various outstanding commitments to purchase mortgage loans from other institutions at market. In 2003, the Corporation entered into loan commitments to purchase an aggregate amount of $275 million of mortgage loans with the option of purchasing $125 million in additional loans. The commitments expire completely by June 30, 2005. As of December 31, 2003, $75 million in loans had been purchased under these agreements. In 2002, the Corporation had entered into a similar commitment to purchase $100 million of mortgage loans with the option of purchasing $75 million in additional loans. This agreement expires on June 30, 2004. At December 31, 2003, the Corporation had purchased $100 million in mortgage loans under this agreement.

     Refer to the notes to the consolidated financial statements for further information on the Corporation's contractual obligations and commercial commitments.

OFF-BALANCE SHEET FINANCING ENTITIES

The Corporation conducts asset securitizations that involve the transfer of mortgage loans to a qualifying special purpose entity (QSPE), which in turn transferred these assets and their titles, to different trusts, thus isolating those loans from the Corporation's assets. The transactions, conducted before 2001, qualified for sale accounting based on the provisions of SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," and as such, these trusts are not consolidated in the Corporation's financial statements. The investors and the securitization trusts have no recourse to the Corporation's assets. At December 31, 2003, these trusts held approximately $156 million in assets in the form of mortgage loans. Their liabilities in the form of debt principal due to investors approximated $148 million at the end of 2003. The Corporation retained servicing responsibilities and certain subordinated interests in these securitizations in the form of interest-only securities. The servicing rights and interest-only securities retained by the Corporation are recorded in the statement of condition at the lower of cost or market, and fair value, respectively. During the year ended December 31, 2003 the Corporation recorded approximately $3.5 million of write-downs related to interest-only strips, in which the decline in the fair value was considered other than temporary.

CREDIT RISK MANAGEMENT AND LOAN QUALITY

One of the Corporation's primary risk exposures is its credit risk, which represents the possibility of loss from the failure of a borrower or counterparty to perform according to the terms of a credit-related contract.

     The Corporation manages credit risk by maintaining sound underwriting standards, monitoring and evaluating the quality of the loan portfolio, its trends and collectibility, assessing reserves and loan concentrations, recruiting qualified and highly skilled credit officers, implementing and monitoring lending policies and collateral requirements, and instituting procedures to ensure appropriate actions to comply with laws and regulations. Included in the policies, primarily determined by the amount, type of loan and risk characteristics of the credit facility, are various approval levels, ranging from the branch or department level to those that are more centralized. When considered necessary, the Corporation requires collateral to support credit extensions and commitments, which is generally in the form of real and personal property, cash on deposit and other highly liquid instruments.

     The Corporation has a Credit Strategy Committee (CRESCO) that oversees all credit-related activities. It is CRESCO's responsibility to manage the Corporation's overall credit exposure and to develop credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through the CRESCO, Senior Management reviews asset quality ratios, trends and forecasts, problem loans, establishes the provision for loan losses and assesses the methodology and adequacy of the allowance for loan losses on a monthly basis. The analysis of the allowance adequacy is presented to the Board of Directors for review, consideration and ratification on a quarterly basis.

     The Corporation also has a Credit Risk Management Division (CRMD), which is centralized and independent of the lending function. It oversees the credit risk rating system and reviews the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (GAAP) and regulatory standards. To manage and control the Corporation's credit risk the CRMD utilizes various techniques through the different stages of the credit process. A CRMD representative, who is a permanent non-voting member of the Executive Credit Committee, oversees adherence to policies and procedures established for the initial underwriting of the credit portfolio. Also, the CRMD performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and/or geographic regions. Specialized workout officers, who are independent of the originating unit, handle substantially all commercial loans which are past due over 90 days, have filed bankruptcy, or are considered problem loans based on their risk profile.

     The Corporation also has a Credit Process Review Group within the CRMD, which performs annual comprehensive credit process reviews of several middle market, construction and corporate banking lending groups. It also reviews the work performed by outside loan review firms providing services to the Corporation in the U.S. mainland. This group evaluates the credit risk profile of each originating unit along with each unit's credit administration effectiveness, the quality of the credit and collateral documentation.

     At December 31, 2003, the Corporation's credit exposure was centered in its $22.6 billion loan portfolio, which represented 66% of its earning assets. The portfolio composition for the last five years is presented in Table G.

                                                POPULAR, INC. 2003 Annual Report

TABLE M

Non-Performing Assets

                                                           As of December 31,
--------------------------------------------------------------------------------------------------
(Dollars in thousands)                2003          2002          2001         2000         1999
--------------------------------------------------------------------------------------------------
Non-accrual loans:
   Commercial, industrial and
     agricultural                   $166,421      $170,039      $195,169     $169,535     $163,968
   Construction                        1,845            --         3,387        2,867        1,504
   Lease financing                     7,494        10,648        10,297        7,152        3,820
   Mortgage*                         344,916       279,150       176,967       99,861       70,038
   Consumer                           36,350        40,019        40,946       43,814       57,515
Other real estate                     53,898        39,399        31,532       23,518       29,268
--------------------------------------------------------------------------------------------------
        Total                       $610,924      $539,255      $458,298     $346,747     $326,113
==================================================================================================
Accruing loans past-due
   90 days or more                  $ 26,364      $ 26,178      $ 24,613     $ 21,599     $ 28,731
==================================================================================================
Non-performing assets to loans          2.70%         2.75%         2.52%        2.16%        2.19%
Non-performing loans to loans           2.46          2.55          2.35         2.01         1.99
Non-performing assets to assets         1.68          1.60          1.49         1.24         1.28
Interest lost*                      $ 45,541      $ 35,820      $ 27,866     $ 23,129     $ 20,428
==================================================================================================

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

     The Corporation issues certain credit-related off-balance sheet financial instruments, including commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. For these financial instruments, the contract amount represents the credit risk associated with failure of the counterparty to perform in accordance with the terms and conditions of the contract, and the decline in value of the underlying collateral. The credit risk associated with these financial instruments varies depending on the counterparty's creditworthiness and the value of any collateral held. Since many of these commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Refer to Note 27 to the consolidated financial statements and to the Contractual Obligations and Commercial Commitments section of this Management's Discussion and Analysis for the Corporation's involvement in these credit-related activities.

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

     The Corporation's credit risk exposure is spread among individual consumers, small commercial loans and a diverse base of borrowers engaged in a wide variety of businesses. The Corporation has approximately 675,000 consumer loans and 35,000 commercial lending relationships. Only 96 of these relationships have loans outstanding of $10 million or more. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits. Approximately 25% of total commercial loans outstanding, including construction, are secured by real estate or cash collateral. In addition, the secured consumer loan portfolio was $1.4 billion or 43% of the total consumer portfolio at December 31, 2003.

     The Corporation continues diversifying its geographical risk as a result of its growth strategy in the United States and the Caribbean. Puerto Rico's share of the Corporation's total loan portfolio has decreased from 59% in 1999, to 51% in 2002 and 48% in 2003. The Corporation's assets and revenue composition by geographical area and by business line segments is further presented in Note 31 to the consolidated financial statements.

     The Corporation is also exposed to government risk. As further detailed in Notes 4 and 5 to the consolidated financial statements, a substantial portion of the Corporation's investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government agencies and corporations. In addition, $62 million of residential mortgages and $282 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2003. The Corporation continues to be one of the largest Small Business Administration lenders in the United States. Furthermore, there were $295 million of loans issued to or guaranteed by the Puerto Rico Government and its political subdivisions and $37 million of loans issued to or guaranteed by the U.S. Virgin Islands Government. Puerto Rico's economic outlook is generally similar to that of the U.S. mainland, and its Government and its instrumentalities are investment-grade rated borrowers in the U.S. capital markets.

NON-PERFORMING ASSETS

Non-performing assets consist of past-due loans that are no longer accruing interest, renegotiated loans and real estate property acquired through foreclosure. A summary of non-performing assets by loan categories and related ratios is presented in Table M. Non-performing assets were $611 million or 2.70% of loans at December 31, 2003, compared with $539 million or 2.75% at the end of 2002, and $458 million or 2.52% at December 31, 2001.

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

     Non-performing mortgage loans totaled $345 million or 56% of total non-performing assets and 4% of total mortgage loans at December 31, 2003, compared with $279 million or 52% of total non-performing assets and 4% of total mortgage loans at December 31, 2002. This increase of $66 million, or 24%, in non-performing mortgage loans was mostly driven by portfolio growth. Mortgage loans comprised 74% of total loan growth since December 31, 2002. The increase in non-performing mortgage loans was mostly attributable to Equity One's non-performing mortgage loans, which rose by $63 million, or 34%, since December 31, 2002. Equity One's total mortgage portfolio rose by $1.9 billion, or 45%, since December 31, 2002. Approximately, a 66% of Equity One's total mortgage loan portfolio is considered non-prime under the industry's definition of a FICO score of 660 or less (FICO Credit Scores stem from statistical models developed by the Fair Isaac Company in conjunction with the nation's credit bureaus and are used to assess borrowers creditworthiness and risk profile based on their credit history and current credit accounts). Nevertheless, as of December 31, 2003, Equity One's non-prime portfolio performed 64 basis points below industry indicators for serious delinquency (90 days past due and over plus foreclosures) and 81 basis points below industry indicators for total delinquency (30 days past due and over), a better performance than the non-prime mortgage loan industry, as reported by the company Loan Performance Services. The industry indicators in this analysis correspond to statistics derived from those companies which participate in the studies performed by the company Loan Performance Services. The Corporation has experienced a low level of losses in its mortgage portfolio, historically, both in the U.S. mainland and Puerto Rico, as compared to other loan categories of the Corporation's portfolio. Refer to the Allowance for Loan Losses section in this report for information on mortgage loans net charge-offs statistics.

     At December 31, 2003, non-performing commercial loans, including construction loans, reflected a decline of $2 million, compared with December 31, 2002. These non-performing loans represented 1.96% of the commercial and construction loan portfolio at December 31, 2003, compared with 2.09% in 2002.

     Furthermore, non-performing consumer loans decreased $4 million, or 9%, since December 31, 2002. These non-performing loans represented 1.11% and 1.29% of total consumer loans at December 31, 2003 and 2002, respectively. The decline was principally the result of a better credit quality mix, coupled with improved collection strategies and initiatives.

     Non-performing financing leases represented 0.71% and 1.20% of the lease financing portfolio at December 31, 2003 and 2002, respectively. Non-performing financing leases at December 31, 2003 decreased by $3 million compared with the same date in 2002.

     Other real estate assets reached $54 million at December 31, 2003, an increase of $15 million, or 37%, from December 31, 2002. This increase was associated with higher foreclosures in the mortgage business as a result of mortgage portfolio growth, coupled with strengthened and more dynamic foreclosure procedures.

     Assuming the standard industry practice of placing commercial loans on non-accrual status when payments of principal and interest are past due 90 days or more and excluding the closed-end consumer loans from non-accruing, the Corporation's non-performing assets at December 31, 2003, would have been $547 million or 2.42% of loans, and the allowance for loan losses would have been 74.73% of non-performing assets. At December 31, 2002 and 2001, adjusted non-performing assets would have been $478 million or 2.44% of loans, and $389 million or 2.14% of loans, respectively. The allowance for loan losses as a percentage of non-performing assets as of December 31, 2002 and 2001 would have been 78.00% and 86.57%, respectively.

     Once a loan is placed in non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. The interest income that would have been realized had these loans been performing in accordance with their original terms amounted to $45.5 million in 2003, compared with $35.8 million in 2002 and $27.9 million in 2001. During the third quarter of 2003, the Corporation opted to follow a more conservative policy with respect to interest recognition on non-accruing mortgage loans at Equity One, the Corporation's U.S. based mortgage and consumer lending subsidiary. In the third quarter of 2003, Equity One began to charge against current earnings the balance of all accrued and uncollected interest on loans that were placed on non-accrual status in that period.

TABLE N

Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)                        2003             2002               2001             2000              1999
-----------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year              $   372,797      $    336,632       $   290,653      $    292,010       $   267,249
Allowances acquired (sold)                     13,697             2,327             1,675           (15,869)              515
Provision for loan losses                     195,939           205,570           213,250           194,640           148,948
-----------------------------------------------------------------------------------------------------------------------------
                                              582,433           544,529           505,578           470,781           416,712
-----------------------------------------------------------------------------------------------------------------------------
Losses charged to the allowance:
   Commercial                                  79,934            85,588            76,140            73,585            51,011
   Construction                                   135             3,838             6,394               145               651
   Lease financing                             22,995            32,037            41,702            32,256            23,009
   Mortgage                                    29,495            14,701             8,577             5,615             3,977
   Consumer                                   100,040           103,056           102,236           129,430           104,062
-----------------------------------------------------------------------------------------------------------------------------
                                              232,599           239,220           235,049           241,031           182,710
-----------------------------------------------------------------------------------------------------------------------------
Recoveries:
   Commercial                                  20,567            18,515            14,636            17,352            18,589
   Construction                                    27             5,376               960                 9               169
   Lease financing                             11,477            18,084            26,008            17,797            15,839
   Mortgage                                       467               714               500               717               771
   Consumer                                    26,170            24,799            23,999            25,028            22,640
-----------------------------------------------------------------------------------------------------------------------------
                                               58,708            67,488            66,103            60,903            58,008
-----------------------------------------------------------------------------------------------------------------------------
Net loans charged-off (recovered):
   Commercial                                  59,367            67,073            61,504            56,233            32,422
   Construction                                   108            (1,538)            5,434               136               482
   Lease financing                             11,518            13,953            15,694            14,459             7,170
   Mortgage                                    29,028            13,987             8,077             4,898             3,206
   Consumer                                    73,870            78,257            78,237           104,402            81,422
-----------------------------------------------------------------------------------------------------------------------------
                                              173,891           171,732           168,946           180,128           124,702
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                    $   408,542      $    372,797       $   336,632      $    290,653       $   292,010
=============================================================================================================================
Loans:
   Outstanding at year end                $22,602,192      $ 19,582,119       $18,168,551      $ 16,057,085       $14,907,754
   Average                                 20,730,041        18,729,220        17,045,257        15,801,887        13,901,290
Ratios:
   Allowance for loan losses to year
     end loans                                   1.81%             1.90%             1.85%             1.81%             1.96%
   Recoveries to charge-offs                    25.24             28.21             28.12             25.27             31.75
   Net charge-offs to average loans              0.84              0.92              0.99              1.14              0.90
   Net charge-offs earnings coverage             4.59X             3.93x             3.68x             3.17x             3.92x
   Allowance for loan losses to net
     charge-offs                                 2.35              2.17              1.99              1.61              2.34
   Provision for loan losses to:
     Net charge-offs                             1.13              1.20              1.26              1.08              1.19
     Average loans                               0.95%             1.10%             1.25%             1.23%             1.07%
   Allowance to non-performing assets           66.87             69.13             73.45             83.82             89.54
   Allowance to non-performing loans            73.34             74.58             78.88             89.92             98.37
=============================================================================================================================

Prior to this date, Equity One ceased to accrue interest on all mortgage loans that were 90 days or four scheduled payments in arrears, but did not take a charge against current earnings for uncollected interest that had accrued prior to the loan being placed on non-accrual status.

     In addition to the non-performing loans discussed earlier, there were $34 million of loans at December 31, 2003, which in management's opinion are currently subject to potential future classification as non-performing, and therefore are considered impaired for our analysis of SFAS No. 114. At December 31, 2002 and 2001, these potential problem loans approximated $36 million and $29 million, respectively.

TABLE O

Allocation of the Allowance for Loan Losses

                                                    As of December,
-----------------------------------------------------------------------------------------------------
(Dollars in millions)        2003                         2002                       2001
-----------------------------------------------------------------------------------------------------
                                PERCENTAGE OF                 Percentage of             Percentage of
                    ALLOWANCE   LOANS IN EACH    Allowance    Loans in Each  Allowance  Loans in Each
                       FOR       CATEGORY TO        for        Category to      for      Category to
                    LOAN LOSSES  TOTAL LOANS    Loan Losses    Total Loans  Loan Losses  Total Loans
-----------------------------------------------------------------------------------------------------
Commercial          $   163.1        36.4%         $155.5          40.3%     $   140.3       40.9%
Construction              8.4         1.5             8.4           1.3            8.2        1.4
Lease Financing          29.8         4.7            29.6           4.5           22.7        4.7
Mortgage                 55.5        42.9            34.6          38.1           19.9       35.8
Consumer                151.7        14.5           144.7          15.8          145.5       17.2
-----------------------------------------------------------------------------------------------------
Total               $   408.5       100.0%         $372.8         100.0%     $   336.6      100.0%
=====================================================================================================

                                        As of December,
--------------------------------------------------------------------------
(Dollars in millions)        2000                        1999
--------------------------------------------------------------------------
                                 Percentage of               Percentage of
                     Allowance   Loans in Each    Allowance  Loans in Each
                        for       Category to       for       Category to
                    Loan Losses   Total Loans    Loan Losses  Total Loans
--------------------------------------------------------------------------
Commercial           $  120.6         43.7%       $  140.5        44.6%
Construction              8.1          1.6             8.7         1.7
Lease Financing          18.6          5.1             9.2         4.9
Mortgage                 12.0         28.9            14.6        26.4
Consumer                131.4         20.7           119.0        22.4
--------------------------------------------------------------------------
Total                $  290.7        100.0%       $  292.0       100.0%
==========================================================================

     Another key measure used to evaluate and monitor the Corporation's asset quality is the level of loan delinquencies. Loans delinquent 30 days or more and delinquencies as a percentage of their related portfolio category at December 31, 2003 and 2002 are presented below.

(Dollars in millions)                          2003           2002
-------------------------------------------------------------------
Loans delinquent 30 days or more              $1,205         $1,106
Total delinquencies as a percentage
   of total loans:
     Commercial                                 4.37%          4.59%
     Construction                               1.95           4.45
     Lease financing                            4.29           5.14
     Mortgage                                   6.70           7.30
     Consumer                                   4.39           4.58
-------------------------------------------------------------------
Total                                           5.33%          5.65%
-------------------------------------------------------------------

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

     The methodology used to establish the allowance for loan losses is based on SFAS No. 114 (as amended by SFAS No. 118) and SFAS No. 5. Under SFAS No. 114, commercial loans over a predefined amount are identified for impairment evaluation on an individual basis and specific impairment reserves are calculated. SFAS No. 5 provides for the recognition of a loss contingency for a group of homogenous loans, which are not individually evaluated under SFAS No. 114, when it is probable that a loss has been incurred and the amount can be reasonably estimated. To determine the allowance for loan losses under SFAS No. 5, the Credit Risk Management Division calculates the Corporation's loan losses based on historical net charge-off experience segregated by loan type and legal entity.

     The result of the exercise described above is compared to stress-related levels of historic losses over a period of time, recent tendencies of losses and industry trends. Management considers all indicators derived from the process described herein, along with qualitative factors that may cause estimated credit losses associated with the loan portfolios to differ from historical loss experience. The final outcome of the provision for loan losses and the appropriate level of the allowance for loan losses for each subsidiary and the Corporation is a determination made by the CRESCO, which actively reviews the Corporation's allowance for loan losses.

     A loan is considered impaired when interest and/or principal is past due 90 days or more or, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Refer to Notes 1 and 7 to the consolidated financial statements for further information related to impaired loans and the methodology used by the Corporation for their measurement.

     Management's judgment of the quantitative factors (historical net charge-offs, statistical loss estimates, etc.) as well as qualitative factors (current economic conditions, portfolio composition, delinquency trends, etc.) results in the final determination of the provision for loan losses to maintain a level of allowance for loan losses which is deemed to be adequate.

     At December 31, 2003, the allowance for loan losses was $409 million or 1.81% of total loans, compared with $373 million or 1.90% at the same date in 2002. At December 31, 2001, the allowance was $337 million or 1.85% of loans. Based on current economic conditions, the expected level of net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses, management considers that the level of the Corporation's allowance for loan losses is adequate.

     Table O details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.

     At December 31, 2003, the allowance for loan losses as a percentage of non-performing loans was 73.34%, compared with 74.58% at December 31, 2002. The lower allowance to non-performing loans ratio reflects the changing composition of the loan portfolio, as most of its growth was realized in mortgage loans, which historically has represented a portfolio with a lower risk of losses.

     Table N summarizes the movement in the allowance for loan losses and presents selected loan losses statistics for the past five years. As

                                                POPULAR, INC. 2003 Annual Report

shown in this table, net loans charged-off for the year 2003 totaled $173.9 million, an increase of $2.2 million, or 1%, compared with the previous year. However, net charge-offs as a percentage of average loans decreased during the year from 0.92% in 2002 to 0.84% in 2003.

     Commercial loans net charge-offs, including construction loans, amounted to $59.5 million in 2003, compared with $65.5 million a year earlier. As a percentage of average commercial loans, they were 0.72% in 2003 and 0.85% in 2002. The allowance for loan losses corresponding to commercial and construction loans represented 2.00% of this portfolio at December 31, 2003, compared with 2.02% in 2002. The ratio of allowance to non-performing loans in the commercial and construction loan category was 101.9% at the end of 2003, compared with 96.4% in 2002. At December 31, 2003 and 2002, the portion of the allowance for loan losses related to impaired loans was $44.0 million and $34.9 million, respectively. Further disclosures with respect to impaired loans are included in
Note 7 to the consolidated financial statements.

     Consumer loans net charge-offs amounted to $73.9 million in 2003, compared with $78.3 million in 2002. Consumer loans net charge-offs represented 2.33% of the average consumer loan portfolio in 2003, compared with 2.51% for 2002. This decline in consumer loans net charge-offs was partly due to the Corporation's tightening of its credit criteria for consumer borrowings prompted by the current economic environment, coupled with enhanced collection/recovery strategies and initiatives. Also, this decline is partly due to the fact that most of the Corporation's growth in the consumer portfolio has been in auto loans, a secured portfolio. The allowance for loan losses for consumer loans represented 4.6% of that portfolio at December 31, 2003, compared with 4.7% in 2002.

     Lease financing net charge-offs were $11.5 million or 1.19% of the average lease financing portfolio for the year ended December 31, 2003, compared with $14.0 million or 1.59% in the previous year, a reduction of $2.5 million or 17%. This reduction was the result of a better portfolio credit quality mix, coupled with enhanced collection strategies and initiatives. The allowance for loan losses for the lease financing portfolio decreased to 2.8% at December 31, 2003, from 3.3% at the end of 2002.

     Mortgage loans net charge-offs increased to $29.0 million in 2003 from $14.0 million in 2002, an increase of $15.0 million, or 108%. Mortgage loans net charge-offs as a percentage of the average mortgage loan portfolio were 0.35% in 2003, compared with 0.20% in 2002. This increase was associated in part with the general economic slowdown that prevailed during the year, characterized by a sluggish job market and high bankruptcy levels, which have had an adverse impact, principally on the market segment that Equity One caters to. Also, the increase in the net charge-off ratio was associated with write-downs of certain delinquent loans based on a current assessment of the collateral value, mostly related to properties located in rural areas in Puerto Rico. Furthermore, during 2003, the Corporation recorded $3.8 million in net charge-offs associated with the sale of approximately $32 million in non-performing and other historically delinquent mortgage loans. The allowance for loan losses assigned to the mortgage loan portfolio has remained at relatively low levels due to the historically low level of losses in this portfolio. Based on historical experience and current economic conditions, the Corporation does not foresee significant losses in the mortgage portfolio. Also, measures have been taken to improve collections and recovery processes with enhanced initiatives to expedite foreclosures. The allowance for loan losses for mortgage loans represented 0.6% of that portfolio at December 31, 2003, compared with 0.5% at the end of 2002.

OPERATIONAL RISK MANAGEMENT

Operational risk is defined as the risk of direct or indirect loss resulting from inadequate or failed internal processes and systems, people or from external events. Operational risk can manifest itself in various ways, including errors, fraud, business interruptions, inappropriate behavior of employees, and failure to perform in a timely manner, among others. These events can potentially result in financial losses and other damages to the Corporation, including reputational harm.

     To monitor and control operational risk and mitigate related losses, the Corporation maintains a system of comprehensive policies and controls. The Operational Risk Management Division, is responsible for establishing baseline processes to identify, measure and manage operational risk. The Division provides oversight to facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Corporation. In addition, the Internal Audit Division provides oversight about policy compliance and ensure adequate attention is paid to correct issues as identified. The Operational Risk Management Division reports to the Risk Management Committee of the Board of Directors.

     Operational risks fall into two major categories, business specific and corporate-wide affecting all business lines. Operational risk management plays a different role in each category. For business specific risks, management works with the segments to ensure consistency in policies, processes, and assessments. With respect to corporate-wide risks, such as information security, business continuity, legal and compliance, the risks are assessed and a consolidated corporate view is developed and communicated to the business level.

     The primary responsibility for the day-to-day management of operational risks relies on business unit managers. Accordingly, business unit managers are responsible to ensure that appropriate risk containment measures, including corporate-wide or business segment specific policies and procedures, controls and monitoring tools are in place to minimize risk occurrence and loss exposures. Examples of these include personnel management practices, data reconciliation processes, fraud management units, transaction processing monitoring and analysis and contingency plans for systems interruptions.

     To manage corporate-wide risks, specialized groups such as Legal, Information Security, Business Continuity, Finance and Compliance, assist the business units in the development and implementation of risk management practices specific to the needs of the individual businesses.

Statistical Summary 1999-2003

Statements of Condition

                                                                                    As of December 31,
--------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                             2003           2002            2001            2000          1999
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                $    688,090   $    652,556    $    606,142    $    726,051  $    663,696
--------------------------------------------------------------------------------------------------------------------------------
Money market investments:
   Federal funds sold and securities purchased
        under agreements to resell                          764,780      1,091,435         820,332       1,057,320       931,123
   Time deposits with other banks                             8,046          3,057           3,056          10,908        54,354
   Bankers' acceptances                                          67            154             402             390           517
--------------------------------------------------------------------------------------------------------------------------------
                                                            772,893      1,094,646         823,790       1,068,618       985,994
--------------------------------------------------------------------------------------------------------------------------------
Trading securities, at market value                         605,119        510,346         270,186         153,073       236,610
Investment securities available-for-sale,
   at market value                                       10,051,579     10,310,656       9,091,933       8,605,401     7,137,811
Investment securities held-to-maturity, at
   amortized cost                                           186,821        180,751         592,360         264,731       299,312
Other investment securities, at cost                        233,144        221,247         192,468         190,523       187,139
Loans held-for-sale, at lower of cost or market             271,592      1,092,927         939,488         823,901       619,298
--------------------------------------------------------------------------------------------------------------------------------
Loans                                                    22,613,879     18,775,847      17,556,029      15,580,379    14,659,400
        Less -Unearned income                               283,279        286,655         326,966         347,195       370,944
          Allowance for loan losses                         408,542        372,797         336,632         290,653       292,010
--------------------------------------------------------------------------------------------------------------------------------
                                                         21,922,058     18,116,395      16,892,431      14,942,531    13,996,446
--------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                      485,452        461,177         405,705         405,772       440,971
Other real estate                                            53,898         39,399          31,533          23,518        29,268
Accrued income receivable                                   176,152        184,549         186,143         202,540       175,746
Other assets                                                769,037        578,091         496,855         368,797       383,462
Goodwill                                                    191,490        182,965         177,842         212,756       214,674
Other intangible assets                                      27,390         34,647          37,800          68,839        90,112
--------------------------------------------------------------------------------------------------------------------------------
                                                       $ 36,434,715   $ 33,660,352    $ 30,744,676    $ 28,057,051  $ 25,460,539
================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits:
        Non-interest bearing                           $  3,726,707   $  3,367,385    $  3,281,841    $  3,109,885  $  3,284,949
        Interest bearing                                 14,371,121     14,247,355      13,088,201      11,695,022    10,888,766
--------------------------------------------------------------------------------------------------------------------------------
                                                         18,097,828     17,614,740      16,370,042      14,804,907    14,173,715
   Federal funds purchased and assets
        sold under agreements to repurchase               5,778,987      6,684,551       5,751,768       4,964,115     4,414,480
   Other short-term borrowings                            1,996,624      1,703,562       1,827,242       4,369,212     2,612,389
   Notes payable                                          6,992,025      4,298,853       3,735,131       1,176,912     1,852,599
   Subordinated notes                                       125,000        125,000         125,000         125,000       125,000
   Preferred beneficial interest in Popular North
     America's junior subordinated deferrable
     interest debentures guaranteed by the Corporation            -        144,000         149,080         150,000       150,000
   Other liabilities                                        689,729        677,605         512,686         472,334       448,759
--------------------------------------------------------------------------------------------------------------------------------
                                                         33,680,193     31,248,311      28,470,949      26,062,480    23,776,942
--------------------------------------------------------------------------------------------------------------------------------
   Minority interest in consolidated subsidiaries               105          1,162             909             927        22,611
--------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock                                          186,875              -         100,000         100,000       100,000
   Common stock                                             837,566        834,799         832,498         830,356       827,662
   Surplus                                                  314,638        278,366         268,544         260,984       243,855
   Retained earnings                                      1,601,851      1,300,437       1,057,724         865,082       694,301
   Treasury stock - at cost                                (205,527)      (205,210)        (66,136)        (66,214)      (64,123)
   Accumulated other comprehensive income (loss),
        net of tax                                           19,014        202,487          80,188           3,436      (140,709)
--------------------------------------------------------------------------------------------------------------------------------
                                                          2,754,417      2,410,879       2,272,818       1,993,644     1,660,986
--------------------------------------------------------------------------------------------------------------------------------
                                                       $ 36,434,715   $ 33,660,352    $ 30,744,676    $ 28,057,051  $ 25,460,539
================================================================================================================================

                                                POPULAR, INC. 2003 Annual Report

Statistical Summary 1999-2003

Statements of Income

                                                                           For the year ended December 31,
                                                    ----------------------------------------------------------------------------
(In thousands, except per
   common share information)                             2003             2002            2001          2000             1999
--------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans                                               $    1,550,036    $  1,528,903    $ 1,559,890   $ 1,586,832    $   1,373,158
Money market investments                                    25,881          32,505         47,610        62,356           33,434
Investment securities                                      422,295         445,925        473,344       486,198          425,907
Trading securities                                          36,026          16,464         15,018        14,771           19,171
--------------------------------------------------------------------------------------------------------------------------------
     Total interest income                               2,034,238       2,023,797      2,095,862     2,150,157        1,851,670
Less - Interest expense                                    749,550         863,553      1,039,105     1,167,396          897,932
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                      1,284,688       1,160,244      1,056,757       982,761          953,738
Provision for loan losses                                  195,939         205,570        213,250       194,640          148,948
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for loan losses                                       1,088,749         954,674        843,507       788,121          804,790
Gain (loss) on sale of investment securities                71,094          (3,342)            27        11,201              638
Trading account (loss) profit                              (10,214)           (804)        (1,781)        1,991           (1,582)
Gain on sale of loans                                       53,572          52,077         45,633        39,673           34,890
All other operating income                                 511,558         495,832        447,937       411,195          338,970
--------------------------------------------------------------------------------------------------------------------------------
                                                         1,714,759       1,498,437      1,335,323     1,252,181        1,177,706
--------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Personnel costs                                            526,444         488,741        425,142       394,176          386,696
All other operating expenses                               586,639         540,261        501,067       482,257          450,786
--------------------------------------------------------------------------------------------------------------------------------
                                                         1,113,083       1,029,002        926,209       876,433          837,482
--------------------------------------------------------------------------------------------------------------------------------
Income before tax, minority interest and
   cumulative effect of accounting change                  601,676         469,435        409,114       375,748          340,224
Income tax                                                 130,326         117,255        105,280       100,797           85,120
Net (gain) loss of minority interest                          (435)           (248)            18         1,152            2,454
--------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting
   change                                                  470,915         351,932        303,852       276,103          257,558
Cumulative effect of accounting change, net of tax               -               -            686             -                -
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                          $      470,915    $    351,932    $   304,538   $   276,103    $     257,558
================================================================================================================================
NET INCOME APPLICABLE TO COMMON STOCK               $      460,996    $    349,422    $   296,188   $   267,753    $     249,208
================================================================================================================================
NET INCOME PER COMMON SHARE (BASIC AND
   DILUTED) (BEFORE AND AFTER CUMULATIVE EFFECT
   OF ACCOUNTING CHANGE)*                           $         3.47    $       2.61    $      2.17   $      1.97    $        1.84
================================================================================================================================
DIVIDENDS DECLARED PER COMMON SHARE                 $         1.01    $       0.80    $      0.76   $      0.64    $        0.60
================================================================================================================================

* The average common shares used in the computation of basic earnings per common share were 132,740,920 for 2003; 133,915,082 for 2002; 136,238,288 for
   2001; 135,907,476 for 2000 and 135,585,634 for 1999. The average common shares used in the computation of diluted earnings per common share were 132,797,916 for 2003; 133,915,275 for 2002 and 136,238,469 for 2001. There
   were no dilutive common shares in 2000 and 1999.

Statistical Summary 1999-2003

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*

                                                                   2003                                     2002
                                                   ----------------------------------     ------------------------------------
                                                   Average                    Average        Average                   Average
(Dollars in thousands)                             Balance       Interest      Rate          Balance       Interest      Rate
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Money market investments                     $    833,237  $     25,881     3.11%      $   1,012,357   $   32,505    3.21%
----------------------------------------------------------------------------------------------------------------------------
   U.S. Treasury securities                          472,114        24,615     5.21             467,517       34,055    7.28
   Obligations of other U.S. Government
     agencies and corporations                     6,451,157       356,008     5.52           5,971,610      354,035    5.93
   Obligations of Puerto Rico, States and
     political subdivisions                          201,505        13,570     6.73             188,883       11,911    6.31
   Collateralized mortgage obligations and
     mortgage-backed securities                    3,062,564       118,097     3.86           3,021,564      119,887    3.97
   Other                                             407,105        16,267     4.00             439,800       19,028    4.33
----------------------------------------------------------------------------------------------------------------------------
        Total investment securities               10,594,445       528,557     4.99          10,089,374      538,916    5.34
----------------------------------------------------------------------------------------------------------------------------
   Trading account securities                        623,632        37,887     6.08             363,963       16,961    4.66
----------------------------------------------------------------------------------------------------------------------------
   Loans (net of unearned income)                 20,730,041     1,562,083     7.54          18,729,220    1,539,032    8.22
----------------------------------------------------------------------------------------------------------------------------
        Total interest earning assets/
          Interest income                         32,781,355  $  2,154,408     6.57%         30,194,914   $2,127,414    7.05%
----------------------------------------------------------------------------------------------------------------------------
        Total non-interest earning assets          1,893,406                                  1,627,476
----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                    $ 34,674,761                              $  31,822,390
============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
   Savings, NOW and money market accounts       $  7,741,007  $    102,293     1.32%      $   7,277,387   $  160,314    2.20%
   Time deposits                                   6,521,861       240,598     3.69           6,480,501      272,101    4.20
   Short-term borrowings                           8,390,874       147,456     1.76           7,787,011      185,343    2.38
   Notes payable                                   5,124,604       234,776     4.58           4,132,811      224,800    5.44
   Subordinated notes                                125,000         8,539     6.83             125,000        8,536    6.83
   Preferred beneficial interest in junior
     subordinated deferrable interest
     debentures guaranteed by the Corporation        194,959        15,888     8.15             145,254       12,459    8.58
----------------------------------------------------------------------------------------------------------------------------
        Total interest bearing liabilities/
          Interest expense                        28,098,305       749,550     2.67          25,947,964      863,553    3.33
----------------------------------------------------------------------------------------------------------------------------
        Total non-interest bearing liabilities     4,031,343                                  3,724,040
----------------------------------------------------------------------------------------------------------------------------
        Total liabilities                         32,129,648                                 29,672,004
----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                               2,545,113                                  2,150,386
----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 34,674,761                              $  31,822,390
============================================================================================================================
Net interest income on a taxable
   equivalent basis                                           $  1,404,858                                $1,263,861
----------------------------------------------------------------------------------------------------------------------------
Cost of funding earning assets                                                 2.29%                                    2.86%
----------------------------------------------------------------------------------------------------------------------------
Net interest yield                                                             4.28%                                    4.19%
============================================================================================================================
   Effect of the taxable equivalent adjustment                     120,170                                   103,617
----------------------------------------------------------------------------------------------------------------------------
Net interest income per books                                 $  1,284,688                                $1,160,244
============================================================================================================================

* Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis.

   Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation's policy.

                                                POPULAR, INC. 2003 Annual Report

                                                                   2001                                     2000
                                                -------------------------------------    --------------------------------------
                                                   Average                    Average        Average                   Average
(Dollars in thousands)                             Balance       Interest      Rate          Balance       Interest      Rate
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Money market investments                     $     932,422   $   47,610     5.11%     $      932,886   $    62,356      6.68%
-------------------------------------------------------------------------------------------------------------------------------
   U.S. Treasury securities                           748,337       51,637     6.90           1,762,129       115,801      6.57
   Obligations of other U.S. Government
     agencies and corporations                      4,750,786      349,750     7.36           3,958,406       288,214      7.28
   Obligations of Puerto Rico, States and
     political subdivisions                           131,797        8,416     6.39             126,768         8,398      6.62
   Collateralized mortgage obligations and
     mortgage-backed securities                     2,060,685      115,333     5.60           1,838,016       107,959      5.87
   Other                                              478,043       25,114     5.25             260,143        24,236      9.32
-------------------------------------------------------------------------------------------------------------------------------
        Total investment securities                 8,169,648      550,250     6.74           7,945,462       544,608      6.85
-------------------------------------------------------------------------------------------------------------------------------
   Trading account securities                         266,877       15,358     5.75             213,131        15,624      7.33
-------------------------------------------------------------------------------------------------------------------------------
   Loans (net of unearned income)                  17,045,257    1,567,382     9.20          15,801,887     1,597,116     10.11
-------------------------------------------------------------------------------------------------------------------------------
        Total interest earning assets/
          Interest income                          26,414,204   $2,180,600     8.26%         24,893,366   $ 2,219,704      8.92%
-------------------------------------------------------------------------------------------------------------------------------
        Total non-interest earning assets           1,542,903                                 1,676,389
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                    $  27,957,107                            $   26,569,755
===============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
   Savings, NOW and money market accounts       $   6,272,094   $  180,863     2.88%     $    5,924,690   $   184,018      3.11%
   Time deposits                                    6,247,150      337,018     5.39           5,548,509       345,355      6.22
   Short-term borrowings                            7,136,358      329,648     4.62           7,781,030       508,029      6.53
   Notes payable                                    2,393,642      170,172     7.11           1,618,517       108,572      6.71
   Subordinated notes                                 125,000        8,527     6.82             125,000         8,545      6.84
   Preferred beneficial interest in junior
     subordinated deferrable interest
     debentures guaranteed by the Corporation         150,000       12,877     8.58             150,000        12,877      8.58
-------------------------------------------------------------------------------------------------------------------------------
        Total interest bearing liabilities/
          Interest expense                         22,324,244    1,039,105     4.65          21,147,746     1,167,396      5.52
-------------------------------------------------------------------------------------------------------------------------------
        Total non-interest bearing liabilities      3,536,329                                 3,537,484
-------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                          25,860,573                                24,685,230
-------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                2,096,534                                 1,884,525
-------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $  27,957,107                            $   26,569,755
===============================================================================================================================
Net interest income on a taxable
   equivalent basis                                             $1,141,495                                $ 1,052,308
-------------------------------------------------------------------------------------------------------------------------------
Cost of funding earning assets                                                 3.93%                                       4.69%
-------------------------------------------------------------------------------------------------------------------------------
Net interest yield                                                             4.33%                                       4.23%
===============================================================================================================================
   Effect of the taxable equivalent adjustment                      84,738                                     69,547
-------------------------------------------------------------------------------------------------------------------------------
Net interest income per books                                   $1,056,757                                $   982,761
===============================================================================================================================

                                                                      1999
                                                                      ----
                                                       Average                   Average
(Dollars in thousands)                                 Balance       Interest      Rate
-----------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Money market investments                          $     681,106   $   33,434      4.91%
-----------------------------------------------------------------------------------------
   U.S. Treasury securities                              2,479,828      169,683      6.84
   Obligations of other U.S. Government
     agencies and corporations                           3,028,577      200,649      6.63
   Obligations of Puerto Rico, States and
     political subdivisions                                138,184        9,100      6.59
   Collateralized mortgage obligations and
     mortgage-backed securities                          1,246,582       92,960      7.46
   Other                                                   455,488       26,654      5.85
-----------------------------------------------------------------------------------------
        Total investment securities                      7,348,659      499,046      6.79
-----------------------------------------------------------------------------------------
   Trading account securities                              313,904       20,584      6.56
-----------------------------------------------------------------------------------------
   Loans (net of unearned income)                       13,901,290    1,380,330      9.93
-----------------------------------------------------------------------------------------
        Total interest earning assets/
          Interest income                               22,244,959   $1,933,394      8.69%
-----------------------------------------------------------------------------------------
        Total non-interest earning assets                1,561,413
-----------------------------------------------------------------------------------------
TOTAL ASSETS                                         $  23,806,372
=========================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
   Savings, NOW and money market accounts            $   5,877,976   $  173,946      2.96%
   Time deposits                                         4,874,480      278,269      5.71
   Short-term borrowings                                 5,992,445      317,646      5.30
   Notes payable                                         1,558,410      106,639      6.84
   Subordinated notes                                      125,000        8,555      6.84
   Preferred beneficial interest in junior
     subordinated deferrable interest
     debentures guaranteed by the Corporation              150,000       12,877      8.58
-----------------------------------------------------------------------------------------
        Total interest bearing liabilities/
          Interest expense                              18,578,311      897,932      4.83
-----------------------------------------------------------------------------------------
        Total non-interest bearing liabilities           3,515,269
-----------------------------------------------------------------------------------------
        Total liabilities                               22,093,580
-----------------------------------------------------------------------------------------
Stockholders' equity                                     1,712,792
-----------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $  23,806,372
=========================================================================================
Net interest income on a taxable
   equivalent basis                                                  $1,035,462
-----------------------------------------------------------------------------------------
Cost of funding earning assets                                                      4.04%
-----------------------------------------------------------------------------------------
Net interest yield                                                                  4.65%
=========================================================================================
   Effect of the taxable equivalent
   adjustment                                                            81,724
-----------------------------------------------------------------------------------------
Net interest income per books                                        $  953,738
=========================================================================================

Statistical Summary 2002-2003

Quarterly Financial Data

                                                       2003                                         2002
-----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per        Fourth          Third      Second     First      Fourth      Third       Second      First
  common share information)      Quarter        Quarter    Quarter    Quarter     Quarter    Quarter      Quarter     Quarter
-----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS

Interest income               $    509,898    $  509,399  $ 511,659  $ 503,282   $ 513,869   $508,110   $ 505,999  $    495,819
Interest expense                   183,310       180,100    181,964    204,176     208,570    232,914     212,176       209,893
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                326,588       329,299    329,695    299,106     305,299    275,196     293,823       285,926
Provision for loan
     losses                         49,737        48,668     49,325     48,209      50,049     50,992      50,075        54,454
Operating income                   141,757       137,043    143,992    142,338     140,100    136,755     136,117       134,937
Gain (loss) on sale of
     investment securities             696        39,109     29,875      1,414        (668)     1,251          85        (4,010)
Trading account (loss) profit         (435)       (4,599)    (4,243)      (937)       (662)     1,247        (359)       (1,030)
Non-interest expense               282,907       287,256    279,278    263,642     282,326    253,857     250,653       242,166
-------------------------------------------------------------------------------------------------------------------------------
Income before tax
     and minority interest         135,962       164,928    170,716    130,070     111,694    109,600     128,938       119,203
Income tax                          29,659        33,818     35,946     30,903      30,783     23,730      32,594        30,148
Net gain of minority
     interest                          (10)         (184)      (163)       (78)        (82)      (116)        (39)          (11)
-------------------------------------------------------------------------------------------------------------------------------
Net income                    $    106,293    $  130,926  $ 134,607  $  99,089   $  80,829   $ 85,754   $  96,305  $     89,044
===============================================================================================================================
Net income applicable
     to common stock          $    103,315    $  127,947  $ 131,594  $  98,140   $  80,829   $ 85,754   $  96,305  $     86,534
===============================================================================================================================
Net income per
     common share             $       0.78    $     0.96  $    0.99  $    0.74   $    0.61   $   0.65   $    0.72  $       0.63
-------------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
(In millions)
Total assets                  $     35,816   $    35,426 $   34,279  $  33,159   $  33,562   $ 31,863   $  31,408  $     30,418
Loans                               22,112        21,114     20,141     19,538      19,358     19,044      18,439        18,058
Interest earning assets             33,822        33,485     32,382     31,420      31,850     30,249      29,790        28,856
Deposits                            17,948        17,824     17,811     17,527      17,355     16,962      17,086        16,526
Interest bearing liabilities        28,933        28,694     27,699     27,059      27,518     26,054      25,561        24,625
-------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on assets                      1.18%         1.47%      1.58%      1.21%       0.96%      1.07%       1.23%         1.19%
Return on equity                     16.38         20.85      22.63      17.39       14.64      16.03       18.14         16.83

                                               POPULAR, INC. 2003  Annual Report

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

         Management maintains a comprehensive system of internal accounting controls to reasonably assure the proper authorization of transactions, the safeguarding of assets and the reliability of the financial records. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error and the circumvention and overriding of controls, and that the effectiveness of an internal control system can change with circumstances. However, management believes that the internal control system provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or would be detected on a timely basis and corrected in the normal course of business. Management has evaluated the internal control system as of December 31, 2003, and believes that, as of that date, Popular, Inc. maintained an effective system of accounting internal controls.

         Popular, Inc. maintains an internal audit division, which separately assesses the effectiveness of the system of internal control and makes recommendations on possible improvements.

         The Audit Committee of the Board of Directors reviews the systems of internal control and financial reporting. The Committee, which is comprised of directors who are independent from Popular, Inc., meets and consults regularly with management, the internal auditors and the independent auditors to review the scope and results of their work.

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

Report of Independent Auditors

[PRICEWATERHOUSECOOPERS LOGO]

         To the Board of Directors and Stockholders of Popular, Inc.

         In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note 1 to the consolidated financial statements, on January 1, 2002 the Corporation adopted SFAS No. 142 "Goodwill and Other Intangible Assets," which changed the accounting for goodwill and other intangible assets.

         /s/ PricewaterhouseCoopers LLP
         PricewaterhouseCoopers LLP
         San Juan, Puerto Rico
         February 27, 2004

         CERTIFIED PUBLIC ACCOUNTANTS
         (OF PUERTO RICO)
         License No. 216 Expires Dec. 1, 2004
         Stamp 1935639 of the P.R. Society of
         Certified Public Accountants has been
         affixed to the file copy of this report.

                                               POPULAR, INC. 2003  Annual Report

Consolidated Statements of Condition

                                                                                                    December 31,
                                                                                                    ------------
(In thousands, except share information)                                                  2003                   2002
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                               $   688,090           $     652,556
-------------------------------------------------------------------------------------------------------------------------
Money market investments:
  Federal funds sold and securities purchased under
   agreements to resell                                                                   764,780               1,091,435
  Time deposits with other banks                                                            8,046                   3,057
  Bankers' acceptances                                                                         67                     154
-------------------------------------------------------------------------------------------------------------------------
                                                                                          772,893               1,094,646
-------------------------------------------------------------------------------------------------------------------------
Trading securities, at market value:
  Pledged securities with creditors' right to repledge                                    490,536                 416,979
  Other trading securities                                                                114,583                  93,367
Investment securities available-for-sale, at market value:
  Pledged securities with creditors' right to repledge                                  3,523,505               4,397,974
  Other securities available-for-sale                                                   6,528,074               5,912,682
Investment securities held-to-maturity, at amortized cost (market value 2003 -
  $188,074; 2002 - $182,183)                                                              186,821                 180,751
Other investment securities, at cost (fair value $238,162; 2002 - $221,247)               233,144                 221,247
Loans held-for-sale, at lower of cost or market                                           271,592               1,092,927
-------------------------------------------------------------------------------------------------------------------------
Loans:
  Loans pledged with creditors' right to repledge                                         403,131                 420,724
  Other loans                                                                          22,210,748              18,355,123
  Less -  Unearned income                                                                 283,279                 286,655
        Allowance for loan losses                                                         408,542                 372,797
-------------------------------------------------------------------------------------------------------------------------
                                                                                       21,922,058              18,116,395
-------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                    485,452                 461,177
Other real estate                                                                          53,898                  39,399
Accrued income receivable                                                                 176,152                 184,549
Other assets                                                                              769,037                 578,091
Goodwill                                                                                  191,490                 182,965
Other intangible assets                                                                    27,390                  34,647
-------------------------------------------------------------------------------------------------------------------------
                                                                                      $36,434,715           $  33,660,352
=========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
   Non-interest bearing                                                               $ 3,726,707           $   3,367,385
   Interest bearing                                                                    14,371,121              14,247,355
-------------------------------------------------------------------------------------------------------------------------
                                                                                       18,097,828              17,614,740
  Federal funds purchased and assets sold under agreements to repurchase                5,778,987               6,684,551
  Other short-term borrowings                                                           1,996,624               1,703,562
  Notes payable                                                                         6,992,025               4,298,853
  Subordinated notes                                                                      125,000                 125,000
  Preferred beneficial interest in Popular North America's junior subordinated
   deferrable interest debentures guaranteed by the Corporation                                 -                 144,000
  Other liabilities                                                                       689,729                 677,605
-------------------------------------------------------------------------------------------------------------------------
                                                                                       33,680,193              31,248,311
-------------------------------------------------------------------------------------------------------------------------
  Commitments and contingencies (See Note 32)
-------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                                105                   1,162
-------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
  Preferred stock, $25 liquidation value; 10,000,000 shares authorized;
   7,475,000 issued and outstanding in 2003                                               186,875                       -
  Common stock, $6 par value;    180,000,000 shares authorized;
  139,594,296 shares issued (2002 - 139,133,156) and 132,891,946 shares
   outstanding (2002 - 132,439,047)                                                       837,566                 834,799
  Surplus                                                                                 314,638                 278,366
  Retained earnings                                                                     1,601,851               1,300,437
  Accumulated other comprehensive income,
   net of tax of $2,913 (2002 - $53,070)                                                   19,014                 202,487
  Treasury stock - at cost, 6,702,350 shares (2002 - 6,694,109)                          (205,527)               (205,210)
-------------------------------------------------------------------------------------------------------------------------
                                                                                        2,754,417               2,410,879
-------------------------------------------------------------------------------------------------------------------------
                                                                                      $36,434,715           $  33,660,352
=========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income

                                                                                     Year ended December 31,
                                                                                     -----------------------
(In thousands, except per share information)                                   2003                2002           2001
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                                   $  1,550,036       $   1,528,903    $ 1,559,890
   Money market investments                                                      25,881              32,505         47,610
   Investment securities                                                        422,295             445,925        473,344
   Trading securities                                                            36,026              16,464         15,018
--------------------------------------------------------------------------------------------------------------------------
                                                                              2,034,238           2,023,797      2,095,862
--------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Deposits                                                                     342,891             432,415        517,881
   Short-term borrowings                                                        147,456             185,343        329,648
   Long-term debt                                                               259,203             245,795        191,576
--------------------------------------------------------------------------------------------------------------------------
                                                                                749,550             863,553      1,039,105
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                                           1,284,688           1,160,244      1,056,757
Provision for loan losses                                                       195,939             205,570        213,250
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                           1,088,749             954,674        843,507
Service charges on deposit accounts                                             161,839             157,713        146,994
Other service fees                                                              284,392             265,806        242,547
Gain (loss) on sale of investment securities                                     71,094              (3,342)            27
Trading account loss                                                            (10,214)               (804)        (1,781)
Gain on sale of loans                                                            53,572              52,077         45,633
Other operating income                                                           65,327              72,313         58,396
--------------------------------------------------------------------------------------------------------------------------
                                                                              1,714,759           1,498,437      1,335,323
--------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
   Personnel costs:
     Salaries                                                                   388,527             361,957        321,386
     Profit sharing                                                              20,647              22,235         16,251
     Pension and other benefits                                                 117,270             104,549         87,505
--------------------------------------------------------------------------------------------------------------------------
                                                                                526,444             488,741        425,142
   Net occupancy expenses                                                        83,630              78,503         72,100
   Equipment expenses                                                           104,821              99,099         97,383
   Other taxes                                                                   37,904              37,144         38,756
   Professional fees                                                             82,325              84,660         73,735
   Communications                                                                58,038              53,892         48,883
   Business promotion                                                            73,277              61,451         50,783
   Printing and supplies                                                         19,111              19,918         17,804
   Other operating expenses                                                     119,689              96,490         74,185
   Amortization of intangibles                                                    7,844               9,104         27,438
--------------------------------------------------------------------------------------------------------------------------
                                                                              1,113,083           1,029,002        926,209
--------------------------------------------------------------------------------------------------------------------------
Income before income tax, minority interest and cumulative
   effect of accounting change                                                  601,676             469,435        409,114
Income tax                                                                      130,326             117,255        105,280
Net (gain) loss of minority interest                                               (435)               (248)            18
--------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                            470,915             351,932        303,852
Cumulative effect of accounting change, net of tax                                    -                   -            686
--------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                 $    470,915       $     351,932    $   304,538
==========================================================================================================================
NET INCOME APPLICABLE TO COMMON STOCK                                      $    460,996       $     349,422    $   296,188
==========================================================================================================================
NET INCOME PER COMMON SHARE (BASIC AND DILUTED) (BEFORE AND
   AFTER CUMULATIVE EFFECT OF ACCOUNTING CHANGE)                           $       3.47       $        2.61    $      2.17
==========================================================================================================================
DIVIDENDS DECLARED PER COMMON SHARE                                        $       1.01       $        0.80    $      0.76
==========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                                POPULAR, INC. 2003 Annual Report

Consolidated Statements of Cash Flows

                                                                                        Year ended December 31,
                                                                               --------------------------------------
(In thousands)                                                                 2003               2002           2001
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                            $        470,915     $   351,932    $     304,538
--------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash provided
     by operating activities:
        Depreciation and amortization of premises and equipment                    73,007          74,167           75,962
        Provision for loan losses                                                 195,939         205,570          213,250
        Amortization of intangibles                                                 7,844           9,104           27,438
        Net (gain) loss on sale of investment securities                          (71,094)          3,342              (27)
        Net (gain) loss on disposition of premises and equipment                     (366)            773              672
        Net gain on sale of loans, excluding loans held-for-sale                  (12,550)         (6,718)          (1,173)
        Net amortization of premiums and accretion of discounts
          on investments                                                           28,296          15,980            6,708
        Net amortization of deferred loan origination fees and costs               39,838          29,155           22,881
        Earnings from investments under the equity method                          (5,294)         (6,128)            (993)
        Stock options expense                                                       1,490             957                -
        Net decrease (increase) in loans held-for-sale                             77,638        (153,439)        (115,587)
        Net increase in trading securities                                       (138,811)       (240,160)        (117,113)
        Net decrease in accrued income receivable                                   8,397           1,594           16,397
        Net (increase) decrease in other assets                                   (80,771)         (4,530)          11,567
        Net (decrease) increase in interest payable                                (1,602)         21,416          (41,331)
        Net (decrease) increase in current and deferred taxes                      (4,131)        (22,766)          19,356
        Net increase in postretirement benefit obligation                           7,391           7,479            4,052
        Net (decrease) increase in other liabilities                              (33,655)         96,233           15,494
--------------------------------------------------------------------------------------------------------------------------
     Total adjustments                                                             91,566          32,029          137,553
--------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                    562,481         383,961          442,091
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:

   Net decrease (increase) in money market investments                            321,753        (265,080)         244,828
   Purchases of investment securities:
     Available-for-sale                                                        (6,721,439)     (9,338,636)      (7,314,907)
     Held-to-maturity                                                            (667,127)    (26,588,518)      (7,973,243)
     Other                                                                        (36,943)        (51,763)         (20,516)
   Proceeds from calls, paydowns, maturities and redemptions of investment securities:

     Available-for-sale                                                         6,164,498       7,426,932        5,767,857
     Held-to-maturity                                                             661,555      27,000,127        7,635,276
     Other                                                                         43,353          22,246           17,949
   Proceeds from sales of investment securities available-for-sale                810,540       1,266,504        1,161,097
   Net disbursements on loans                                                    (866,667)     (1,352,101)      (2,316,388)
   Proceeds from sale of loans                                                    370,755         592,992          887,238
   Acquisition of loan portfolios                                              (2,970,276)     (1,220,139)        (833,035)
   Assets acquired, net of cash                                                    (1,079)         (1,500)               -
   Acquisition of premises and equipment                                         (102,240)       (138,074)         (79,472)
   Proceeds from sale of premises and equipment                                     5,358           7,662            2,905
--------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                       (2,987,959)     (2,639,348)      (2,820,411)
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:

   Net increase in deposits                                                       476,307       1,271,967        1,552,033
   Net (decrease) increase in federal funds purchased and
     assets sold under agreements to repurchase                                  (905,564)        932,783          787,653
   Net increase (decrease) in other short-term borrowings                         293,062        (123,680)      (2,541,970)
   Net proceeds from notes payable and capital securities                       2,533,203         558,642        2,557,299
   Dividends paid                                                                (134,603)       (108,003)        (106,384)
   Proceeds from issuance of common stock                                          15,765          11,166            9,702
   Proceeds from issuance of preferred stock                                      183,159               -                -
   Redemption of preferred stock                                                                 (102,000)               -
   Treasury stock (acquired) sold                                                    (317)       (139,074)              78
--------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                                  2,461,012       2,301,801        2,258,411
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due from banks                                 35,534          46,414         (119,909)
Cash and due from banks at beginning of period                                    652,556         606,142          726,051
--------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of period                                 $        688,090     $   652,556    $     606,142
==========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity

                                                                                Year ended December 31,
                                                          ---------------------------------------------------------------
(In thousands)                                                  2003                        2002                2001
-------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK:
   Balance at beginning of year                                          -           $           100,000    $     100,000
   Issuance (redemption) of preferred stock               $        186,875                      (100,000)               -
-------------------------------------------------------------------------------------------------------------------------
        Balance at end of year                                     186,875                             -          100,000
-------------------------------------------------------------------------------------------------------------------------
COMMON STOCK:
   Balance at beginning of year                                    834,799                       832,498          830,356
   Common stock issued under
     Dividend Reinvestment Plan                                      2,591                         2,300            2,142
   Options exercised                                                   176                             1                -
-------------------------------------------------------------------------------------------------------------------------
        Balance at end of year                                     837,566                       834,799          832,498
-------------------------------------------------------------------------------------------------------------------------
SURPLUS:
   Balance at beginning of year                                    278,366                       268,544          260,984
   Common stock issued under
     Dividend Reinvestment Plan                                     12,326                         8,857            7,560
   Issuance cost of preferred stock                                 (3,716)                            -                -
   Options granted                                                   1,235                           957                -
   Options exercised                                                   927                             8                -
   Transfer from retained earnings                                  25,500                             -                -
-------------------------------------------------------------------------------------------------------------------------
        Balance at end of year                                     314,638                       278,366          268,544
-------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
   Balance at beginning of year                                  1,300,437                     1,057,724          865,082
   Net income                                                      470,915                       351,932          304,538
   Cash dividends declared on common stock                        (134,082)                     (106,709)        (103,546)
   Cash dividends declared on preferred stock                       (9,919)                         (510)          (8,350)
   Redemption of preferred stock                                         -                       (2,000)                -
   Transfer to surplus                                             (25,500)                            -                -
-------------------------------------------------------------------------------------------------------------------------
        Balance at end of year                                   1,601,851                     1,300,437        1,057,724
-------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME:
   Balance at beginning of year                                    202,487                        80,188            3,436
   Other comprehensive (loss) income, net of tax                  (183,473)                      122,299           76,752
-------------------------------------------------------------------------------------------------------------------------
        Balance at end of year                                      19,014                       202,487           80,188
-------------------------------------------------------------------------------------------------------------------------
TREASURY STOCK - AT COST :
   Balance at beginning of year                                   (205,210)                      (66,136)         (66,214)
   (Purchase) sale of common stock                                    (317)                     (139,074)              78
-------------------------------------------------------------------------------------------------------------------------
        Balance at end of year                                    (205,527)                     (205,210)         (66,136)
-------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                $      2,754,417           $         2,410,879    $   2,272,818
=========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                                POPULAR, INC. 2003 Annual Report

Consolidated Statements of Comprehensive Income

                                                                              Year ended December 31,
(In thousands)                                                  2003                   2002                   2001
-------------------------------------------------------------------------------------------------------------------------
Net income                                               $          470,915     $            351,932   $          304,538
-------------------------------------------------------------------------------------------------------------------------
Other comprehensive (loss) income, net of tax:
   Foreign currency translation adjustment                          (22,261)                    (780)                (572)
   Unrealized (losses) gains on securities:
     Unrealized holding (losses) gains arising during
     the period, net of tax of ($42,836)
     (2002 - $26,444; 26,076; 2001 - $26,076)                      (102,051)                 125,485               75,831
     Less: reclassification adjustment for gains
     (losses) included in net income, net of tax of
     $7,684 (2002 - ($679); 2001 - ($102))                           59,780                     (964)              (1,025)
   Net loss on cash flow hedges                                      (5,011)                  (6,999)              (2,162)
     Less: reclassification adjustment for losses
     included in net income, net of tax of
     ($3,561) (2002- ($2,311)) (2001- ($1,395))                      (5,648)                  (3,635)              (2,240)
   Cumulative effect of accounting change                                 -                        -                  254
     Less: reclassification adjustment for gains
     (losses) included in net income,
     net of tax of ($ 77) in 2001                                        18                        6                 (136)
-------------------------------------------------------------------------------------------------------------------------
   Total other comprehensive (loss) income, net of tax             (183,473)                 122,299               76,752
-------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                  $          287,442     $            474,231   $          381,290
=========================================================================================================================

Disclosure of accumulated other comprehensive income:

                                                                                        Year ended December 31,
                                                                          -----------------------------------------------------
(In thousands)                                                                  2003                      2002           2001
-------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustment                                   ($      24,497)            ($      2,236)  ($   1,456)
Unrealized gains on securities                                                    45,794                   207,625       81,176
Unrealized (losses) gains on cash flow hedges                                     (2,649)                   (3,286)          78
Cumulative effect of accounting change                                               366                       384          390
-------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income                                     $      19,014              $    202,487    $  80,188
===============================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1  -   Summary of significant accounting policies ......  45
Note 2  -   Cash and due from banks..........................  50
Note 3  -   Securities purchased under agreements to
            resell ..........................................  51
Note 4  -   Investment securities available-for-sale ........  51
Note 5  -   Investment securities held-to-maturity ..........  53
Note 6  -   Pledged assets ..................................  54
Note 7  -   Loans and allowance for loan losses .............  55
Note 8  -   Related party transactions ......................  56
Note 9  -   Premises and equipment ..........................  56
Note 10 -   Goodwill and other intangible assets ............  56
Note 11 -   Deposits ........................................  57
Note 12 -   Federal funds purchased and assets sold
            under agreements to repurchase ..................  57
Note 13 -   Other short-term borrowings .....................  59
Note 14 -   Notes payable ...................................  59
Note 15 -   Subordinated notes ..............................  59
Note 16 -   Junior subordinated deferrable interest
            debentures held by trusts that issued trust
             preferred securities ...........................  60
Note 17 -   Long-term debt maturity requirements ............  60
Note 18 -   Earnings per common share .......................  60
Note 19 -   Stockholders' equity ............................  61
Note 20 -   Regulatory capital requirements .................  61
Note 21 -   Servicing assets ................................  62
Note 22 -   Sales of receivables ............................  62
Note 23 -   Employee benefits ...............................  63
Note 24 -   Stock option plan ...............................  66
Note 25 -   Rental expense and commitments ..................  67
Note 26 -   Income tax ......................................  67
Note 27 -   Off-balance sheet lending activities and
            concentration of credit risk ....................  68
Note 28 -   Disclosures about fair value of financial
            instruments .....................................  69
Note 29 -   Derivative instruments and hedging activities ...  70
Note 30 -   Supplemental disclosure on the consolidated
            statements of cash flows ........................  72
Note 31 -   Segment reporting ...............................  72
Note 32 -   Contingent liabilities ..........................  73
Note 33 -   Guarantees ......................................  73
Note 34 -   Popular, Inc. (Holding Company only)
            financial information ...........................  74
Note 35 -   Condensed consolidating financial information
            of guarantor and issuers of registered
            guaranteed securities ...........................  75

                                                POPULAR, INC. 2003 Annual Report

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and financial reporting policies of Popular, Inc. and its subsidiaries (the Corporation) conform with accounting principles generally accepted in the United States of America and with prevailing practices within the financial services industry. The following is a description of the most significant of these policies:

Nature of operations

Popular, Inc. is a financial holding company offering a range of financial services through banking offices in Puerto Rico, the United States and the U.S. and British Virgin Islands. The Corporation is also engaged in mortgage and consumer lending, lease financing, broker/ dealer activities, retail financial services, insurance agency services and information technology, ATM and data processing services through its non-banking subsidiaries in Puerto Rico, the United States, the Caribbean and Central America. Note 31 to the consolidated financial statements presents further information about the Corporation's business segments.

Principles of consolidation

The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

         Certain of the Corporation's non-banking subsidiaries have fiscal years ending on November 30th. Accordingly, their financial information as of that date corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31st. There are no significant intervening events resulting from the difference in fiscal periods, which management believes may materially affect the financial position or results of operations of the Corporation for the years ended December 31, 2003, 2002 and 2001.

         Unconsolidated investments that are considered voting interest entities under FIN No. 46 "Consolidation of Variable Interest Entities," and in which there is at least 20% ownership, are generally accounted for by the equity method, with earnings recorded in other operating income; those in which there is less than 20% ownership, are generally carried under the cost method of accounting, unless significant influence is exercised. Under the cost method, the Corporation recognizes income when dividends are received.

         Beginning in 2003, statutory business trusts that are wholly-owned by the Corporation and are issuers of trust preferred securities are not consolidated in the Corporation's consolidated financial statements in accordance with the provisions of revised FIN No. 46R.

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

Investment securities

Investment securities are classified in four categories and accounted for as follows:

    - Debt securities that the Corporation has the intent and ability to hold maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred.

    - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

    - Debt and equity securities not classified as either securities held-to-maturity or trading securities, and which have a readily available fair value, are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income. The specific identification method is used to determine realized gains and losses on securities available-for-sale, which are included in gains (losses) on sale of investment securities in the consolidated statements of income.

    - Investment in debt, equity or other securities that do not have readily available fair values, are classified as other investment securities in the consolidated statements of condition. These securities are stated at cost. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock, is included in this category.

         The amortization of premiums is deducted and the accretion of discounts is added to net interest income based on a method which approximates the interest method over the outstanding period of the related securities. The cost of securities sold is determined by specific identification. Net realized gains or losses on sales of investment securities and unrealized loss valuation adjustments considered other than temporary, if any, on securities available-for-sale, held-to-maturity and other investment securities, are reported separately in the consolidated statements of income.

Derivative financial instruments

The Corporation occasionally uses derivative financial instruments as part of its overall interest rate risk management strategy to minimize significant unplanned fluctuations in earnings and cash flows caused by interest rate volatility.

         When the Corporation enters into a derivative contract, the derivative instrument is designated as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded net of taxes in accumulated other comprehensive income and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income. For free-standing derivative instruments, changes in the fair values are reported in current period net income.

         Prior to entering a hedge transaction, the Corporation formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the statement of condition or to specific forecasted transactions or firm commitments along with a formal assessment, at both inception of the hedge and on an ongoing basis, as to the effectiveness of the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued and the adjustment to fair value of the derivative instrument is recorded in current period earnings.

         Following the guidance in EITF Issue No. 03-11 "Reported Realized Gains and Losses on Derivative Instruments that are Subject to FASB Statement No. 133 and 'Not Held for Trading Purposes'", the Corporation reclassified all fair value changes of derivatives that are not designated nor qualify for hedge accounting into a single income statement line item. Derivative losses reclassified into interest expense amounted to $7,477,000 in 2003 (2002 - $20,085,000; 2001 - $20,228,000).

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

         Recognition of interest income on commercial and construction loans is discontinued when loans are 60 days or more in arrears on payments of principal or interest or when other factors indicate that collection of principal and interest is doubtful. The accrual of interest on lease financing, conventional mortgage loans and closed-end consumer loans is ceased when loans are 90 days or four scheduled payments in arrears. Loans designated as non-accruing are not returned to an accrual status until interest is received on a current basis and those factors indicative of doubtful collection cease to exist. Closed-end consumer loans and leases are charged-off against the allowance for loan losses when 120 days in arrears. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears. Income is generally recognized on open-end consumer loans until the loans are charged-off.

         Once a loan is placed on non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. Such interest, if ultimately collected, is credited to income in the period of the recovery.

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

         The methodology used to establish the allowance for loan losses is based on SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" (as amended by SFAS No. 118) and SFAS No. 5 "Accounting for Contingencies." Under SFAS No. 114, commercial loans over a predefined amount are identified for impairment evaluation on an individual basis. The Corporation considers a loan to be impaired when interest and/or principal is past due 90 days or more, or, when based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan's effective rate; the observable market price of the loan; or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired loans is part of the Corporation's overall allowance for loan losses. Meanwhile, SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. Under SFAS No. 5, the allowance for loan losses calculation for the Corporation is based on historical net charge-off experience by loan type and legal entity.

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

                                                POPULAR, INC. 2003 Annual Report

         The transfer of financial assets in which the Corporation surrenders control over the assets, is accounted for as a sale to the extent that consideration other than beneficial interests is received in exchange. SFAS No. 140 "Accounting for Transfer and Servicing of Financial Assets and Liabilities - a Replacement of SFAS No. 125" sets forth the criteria that must be met for control over transferred assets to be considered to have been surrendered. When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 criteria then the Corporation is prevented from derecognizing the transferred financial assets and the transaction is accounted for as a secured borrowing.

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

Interest-only securities

In past years, the Corporation sold residential mortgage loans to qualifying special-purpose entities (QSPEs), which in turn issued asset-backed securities to investors. The Corporation retained an interest in the loans sold in the form of a residual or interest-only security. The residual or interest-only security represents the present value of future excess cash flows resulting from the difference between the finance charge income received from the obligors on the loans and the interest paid to the investors in the asset-backed securities, net of credit losses, servicing fees and other expenses. The assets and liabilities of the QSPEs are not included in the Corporation's consolidated statements of condition, except for the retained interests previously described. In the normal course of business the Corporation also acquires interest-only securities in the secondary market. The interest-only securities are classified as available-for-sale securities and are measured at fair value. Factors considered in the valuation model for calculating the fair value of these subordinated interests are market discount rates, anticipated prepayment and loss rates on the underlying assets.

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

Other real estate

Other real estate, received in satisfaction of debt, is recorded at the lower of cost (carrying value of the loan) or the appraised value less estimated costs of disposal of the real estate acquired, by charging the allowance for loan losses. Subsequent to foreclosure, any losses in the carrying value arising from periodic reevaluations of the properties, and any gains or losses on the sale of these properties are credited or charged to expense in the period incurred and are included as a component of other operating expenses. The cost of maintaining and operating such properties is expensed as incurred.

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

         In 2002, the Corporation adopted SFAS No. 142 "Goodwill and Other Intangible Assets," which changed the accounting for goodwill and other intangible assets in the following significant respects:

         -Goodwill and other intangible assets that have indefinite useful lives are not amortized, but are tested at least annually for impairment.

         -Goodwill is tested for impairment using a two-step process. The first step is to identify if a potential impairment exists. The second step measures the amount of impairment, if any.

         -Other intangible assets deemed to have an indefinite life are tested for impairment using a one-step process which compares the fair value with the carrying amount of the asset.

         The Corporation performed the impairment tests during 2002 and 2003, and determined that there were no impairment losses to be recognized in the periods.

         The following table presents the reconciliation of reported net income and earnings per share (EPS) (basic and diluted) adjusted to exclude the amortization expense recognized in the period prior to the adoption of SFAS No. 142.

                                                              Year ended December 31,
(In thousands, except per share information)                           2001
-------------------------------------------------------------------------------------
Reported Net Income                                           $               304,538
Add back: Goodwill amortization, including
   impact on profit sharing expense and related tax                            16,526
-------------------------------------------------------------------------------------
Adjusted Net Income                                           $               321,064
=====================================================================================

                                                              Year ended December 31,
                                                                        2001
-------------------------------------------------------------------------------------
Reported EPS                                                  $                  2.17
Add back: Goodwill amortization, including
  impact on profit sharing expense and related tax                               0.12
-------------------------------------------------------------------------------------
Adjusted EPS                                                  $                  2.29
=====================================================================================

         With the adoption of SFAS No. 142, there were no changes to amortization expense on other intangibles assets with definite lives.

         For further disclosures required by SFAS No. 142, refer to Note 10 to the consolidated financial statements.

Assets sold/purchased under agreements to repurchase/resell

Repurchase and resell agreements are treated as collateralized financing transactions and are carried at the amounts at which the assets will be subsequently reacquired or resold as specified in the respective agreements.

         It is the Corporation's policy to take possession of securities purchased under resell agreements. However, the counterparties to such agreements maintain effective control over such securities, and accordingly those are not reflected in the Corporation's consolidated statements of condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral where deemed appropriate.

         It is the Corporation's policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statements of condition.

Treasury stock

Treasury stock is recorded at cost and is carried as a reduction of stockholders' equity in the consolidated statements of condition. At the date of retirement or subsequent reissue, the treasury stock account is reduced by the cost of such stock. The difference between the consideration received upon issuance and the specific cost is charged or credited to surplus.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange at the end of the period. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in accumulated other comprehensive income.

Income taxes

The Corporation recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation's financial statements or tax returns. Deferred income tax assets and liabilities are determined for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The computation is based on enacted tax laws and rates applicable to periods in which the temporary differences are expected to be recovered or settled. A deferred tax valuation allowance is established if it is considered more likely than not that all or a portion of the deferred tax assets will not be realized.

Employees' retirement and other postretirement benefit plans

Banco Popular de Puerto Rico (BPPR) and Banco Popular North America (BPNA) have trusteed, noncontributory retirement and other benefit plans. Pension costs are computed on the basis of accepted actuarial methods and are charged to current operations. Net pension costs are based on various actuarial assumptions regarding future experience under the plan, which include costs for services rendered during the period, interest costs and return on plan assets, as well as deferral and amortization of certain items such as actuarial gains or losses. The funding policy is to contribute to the plan as necessary to provide for services to date and for those expected to be earned in the future. To the extent that these requirements are fully covered by assets in the plan, a contribution may not be made in a particular year.

         BPPR also provides certain health and life insurance benefits for eligible retirees and their dependents. The cost of postretirement benefits, which is determined based on actuarial assumptions and estimates of the costs of providing these benefits in the future, is accrued during the years that the employee renders the required service.

Stock option plan

The Corporation has a stock option plan that permits the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory options of the Corporation. In 2002, the Corporation opted to use the fair value method of recording stock options as described in SFAS No. 123 "Accounting for Stock-Based Compensation." All stock option grants are expensed over the stock option vesting period based on their fair value at the date the options are granted.

Comprehensive income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. The presentation of comprehensive income is included in separate consolidated statements of comprehensive income.

                                                POPULAR, INC. 2003 Annual Report

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

Statement of cash flows

For purposes of reporting cash flows, cash includes cash on hand and amounts due from banks.

Reclassifications

Certain reclassifications have been made to the 2002 and 2001 consolidated financial statements to conform with the 2003 presentation.

Recently issued accounting pronouncements and interpretations

SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits, as amended in 2003"

In December 2003, the FASB issued SFAS. No 132, as amended, which revises employers' disclosures about pension plans and other postretirement benefit plans. It does not address measurement or recognition of those plans. This statement requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information should be provided separately for pension plans and for other postretirement benefit plans. This statement also expands related disclosures in interim financial reports. The new provisions of SFAS No. 132 are effective for fiscal years ending after December 15, 2003, except for certain provisions which are not effective until fiscal years ending after June 15, 2004. The interim disclosures required by this statement are effective for interim periods beginning after December 31, 2003. The new disclosures requirements, which are applicable at December 31, 2003, are incorporated in the notes to the consolidated financial statements.

SFAS No. 143 "Accounting for Asset Retirement Obligations"

This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this statement did not have a material impact on the consolidated financial statements of the Corporation during 2003.

SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities"

In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for a cost associated with exit or disposal activities. SFAS No. 146 requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF No. 94-3. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have an impact in the Corporation's financial statements for the year ended December 31, 2003.

SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities"

SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. In addition, except for certain situations, all provisions of this Statement are to be applied prospectively. Also, the provisions related to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the Corporation's financial condition or results of operations for the year ended December 31, 2003.

SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity"

SFAS No. 150 establishes how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments, including some previously classified as equity, as a liability (or an asset in some circumstances) because the financial instrument embodies an obligation of the issuer. Specifically, SFAS No. 150 requires that financial instruments issued in the form of shares that are mandatorily redeemable, financial instruments that embody an obligation to repurchase the issuer's equity shares or are indexed to such an obligation, or financial instruments that embody an unconditional obligation or a conditional obligation that can be settled in certain ways, be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and effective for other financial instruments held by the Corporation at the beginning of the first interim period beginning after June 15, 2003. The adoption of the required provisions of SFAS No. 150 did not have an impact on the Corporation's consolidated statements of condition or results of operations for the year ended December 31, 2003.

FIN No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

FASB's Interpretation No. 45 (FIN No. 45) requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The provisions for initial recognition and measurement were effective on a prospective basis for guarantees that were issued or modified after December 31, 2002. The adoption of this interpretation did not have a material impact on the Corporation's financial condition or results of operations.

FIN No. 46 "Consolidation of Variable Interest Entities"

In January 2003, the FASB issued FIN No. 46 "Consolidation of Variable Interest Entities." The FASB's stated intent in issuing FIN No. 46 was to clarify the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 requires an enterprise to consolidate a variable interest entity (as defined in FIN No. 46) if that enterprise has a variable interest (or combination of variable interests) that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected returns if they occur, or both. In December 2003, the FASB issued a revised FIN No. 46 (FIN No. 46R), which attempts to clarify the guidance in the original interpretation. FIN No. 46 applies to variable interest entities created after January 31, 2003. FIN No. 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities (as defined in FIN No.
46R) as of December 31, 2003. FIN No. 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. Certain variable interest entities that are qualifying special purpose entities subject to the reporting requirements for SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," are not required to be consolidated under the provisions of FIN No. 46.

         At December 31, 2003, the Corporation had two wholly-owned issuer trusts that issued trust preferred securities (also referred to as "Capital Securities"). Prior to FIN No. 46R, the issuer trusts were consolidated subsidiaries of the Corporation. In relation to these issuer trusts, the Corporation adopted the provisions of FIN No. 46R, requiring the deconsolidation of these trusts. Refer to Note 16 to the consolidated financial statements for further information of the issuer trusts and the impact in the Corporation's consolidated financial statements.

FASB Staff Position No. FAS 106-1 "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003"

On January 12, 2004, the FASB issued FASB Staff Position No. FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" (FSP 106-1). FSP 106-1 permits employers that sponsor postretirement benefit plans which provide prescription drug benefits to retirees to make a one-time election to defer accounting for any effects of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Act"). Without the FSP 106-1, employers would be required under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," to account for the effects of the Act in the fiscal period that includes December 8, 2003, the date the President of the United States signed the Act into law. If deferral is elected, the deferral must remain in effect until the earlier of (a) the issuance of guidance by the FASB on how to account for the federal subsidy to be provided to plan sponsors under the Act or (b) the remeasurement of plan assets and obligations subsequent to January 31, 2004. FSP 106-1 requires employers to provide certain disclosures, regardless of whether they choose to account, or defer accounting, for the effects of the Act. The Corporation elected to defer the accounting, for any effects of the Act, as permitted by FSP 106-1. Refer to Note 23 to the consolidated financial statements for further disclosures.

Statement of Position 03-3 "Accounting for Certain Loans or Debt Securities Acquired in a Transfer"

In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" (SOP 03-3). This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 does not apply to loans originated by the entity. SOP 03-3 limits the yield that may be accreted (accretable yield) to the excess of the investor's estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor's initial investment in the loan. SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. SOP 03-3 prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan's yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment.

         SOP 03-3 prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this statement. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination.

         SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. Early adoption is encouraged. The Corporation elected to adopt SOP 03-3 for the year ending December 31, 2005.

NOTE 2 - CASH AND DUE FROM BANKS:

The Corporation's subsidiary banks are required by regulatory agencies to maintain average reserve balances with the Federal Reserve Bank. The amount of those required average reserve balances was approximately $496,979,000 at December 31, 2003 (2002 - $465,567,000).

                                                POPULAR, INC. 2003 Annual Report

NOTE 3 - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

The securities purchased underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. The Corporation is permitted by contract to repledge the securities, and has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.

     The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)                           2003       2002
----------------------------------------------------------
Repledged                              $ 707,797 $ 853,992
Not repledged                             33,935    18,568
                                       --------- ---------
Total                                  $ 741,732 $ 872,560
                                       ========= =========

     The repledged securities were used as underlying securities for repurchase agreement transactions.

NOTE 4 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2003 and 2002 (2001 - only market value is presented) were as follows:

                                                                 2003
--------------------------------------------------------------------------------------------------------
                                                    Gross        Gross                          Weighted
                                    Amortized     unrealized   unrealized           Market       average
                                       cost         gains        losses             value        yield
--------------------------------------------------------------------------------------------------------
                                                  (Dollars in thousands)
U.S. Treasury securities
 (average maturity of 11
 years and 6 months):
  After 1 to 5 years               $    54,862   $       115                 $       54,977       1.59%
  After 10 years                       500,902                 $    32,855          468,047       3.82
------------------------------------------------------------------------------------------------------
                                       555,764           115        32,855          523,024       3.60
------------------------------------------------------------------------------------------------------

Obligations of other U.S.
 Government agencies and
 corporations (average maturity
 of 6 years and 4 months):
Within 1 year                          609,614         8,048                        617,662       3.32
  After 1 to 5 years                 2,073,990        24,705         3,413        2,095,282       3.79
  After 5 to 10 years                3,549,232         5,390        50,767        3,503,855       3.96
  After 10 years                        50,000                         270           49,730       2.09
------------------------------------------------------------------------------------------------------
                                     6,282,836        38,143        54,450        6,266,529       3.83
------------------------------------------------------------------------------------------------------

Obligations of P.R., States and
 political subdivisions (average
 maturity of 12
 years and 5 months):
Within 1 year                            1,095            24                          1,119       6.40
  After 1 to 5 years                    18,061         1,108                         19,169       5.96
  After 5 to 10 years                   29,804         1,748             4           31,548       5.37
  After 10 years                        79,971         3,184         1,799           81,356       5.68
------------------------------------------------------------------------------------------------------
                                       128,931         6,064         1,803          133,192       5.65
------------------------------------------------------------------------------------------------------

Collateralized mortgage
 obligations (average maturity
 of 23 years):
  After 1 to 5 years                     5,869           118                          5,987       4.50
  After 5 to 10 years                    4,526                                        4,526       8.52
  After 10 years                     1,805,854         6,509         8,651        1,803,712       2.43
------------------------------------------------------------------------------------------------------
                                     1,816,249         6,627         8,651        1,814,225       2.45
------------------------------------------------------------------------------------------------------

Mortgage-backed securities
 (average maturity of 18
 years and 9 months):
  After 1 to 5 years                   103,131           216           985          102,362       3.32
  After 5 to 10 years                  210,328         1,225           624          210,929       4.28
  After 10 years                       793,880        30,753           342          824,291       5.85
------------------------------------------------------------------------------------------------------
                                     1,107,339        32,194         1,951        1,137,582       5.32
------------------------------------------------------------------------------------------------------

Equity securities
(without contractual
maturity)                               26,010        67,721           235           93,496       4.35
------------------------------------------------------------------------------------------------------

Other (average maturity of
 12 years and 7 months):
  After 1 to 5 years                     2,627            88           206            2,509       3.63
  After 5 to 10 years                    3,750           585           291            4,044       0.89
  After 10 years                        77,449           454           925           76,978       7.13
------------------------------------------------------------------------------------------------------
                                        83,826         1,127         1,422           83,531       6.74
------------------------------------------------------------------------------------------------------
                                   $10,000,955   $   151,991   $   101,367   $   10,051,579       3.78%
======================================================================================================

                                                             2002                                          2001
-------------------------------------------------------------------------------------------------------------------
                                               Gross         Gross                           Weighted
                               Amortized     unrealized   unrealized         Market           average      Market
                                 cost          gains        losses            value            yield       value
-------------------------------------------------------------------------------------------------------------------
                                                          (Dollars in thousands)
U.S. Treasury securities
 (average maturity of
 6 months):
  Within 1 year               $   300,072   $     4,381                    $   304,453           5.67%   $  275,791
  After 1 to 5 years               54,885           881                         55,766           2.87       393,078
-------------------------------------------------------------------------------------------------------------------
                                  354,957         5,262                        360,219           5.24       668,869
-------------------------------------------------------------------------------------------------------------------

Obligations of other U.S.
 Government agencies and
 corporations (average
 maturity of 5 years
 and 4 months):
  Within 1 year                   149,674         2,856                        152,530           4.32     1,195,488
  After 1 to 5 years            3,402,631        81,787                      3,484,418           4.17     2,208,710
  After 5 to 10 years           2,290,566        31,327   $       388        2,321,505           4.44     1,531,750
  After 10 years                  350,000         9,705                        359,705           5.88       302,455
-------------------------------------------------------------------------------------------------------------------
                                6,192,871       125,675           388        6,318,158           4.37     5,238,403
-------------------------------------------------------------------------------------------------------------------

Obligations of P.R.,
 States and political
 subdivisions (average
 maturity of 7
years and 10 months):
Within 1 year                       6,500           103            12            6,591           5.90         1,687
  After 1 to 5 years               23,425         1,563             2           24,986           5.32         6,593
  After 5 to 10 years              26,499         1,161                         27,660           5.94        74,421
  After 10 years                   22,580         2,088                         24,668           6.34        22,695
-------------------------------------------------------------------------------------------------------------------
                                   79,004         4,915            14           83,905           5.87       105,396
-------------------------------------------------------------------------------------------------------------------

Collateralized mort-
 gage obligations
 (average maturity of
 20 years and 6
months):
  After 1 to 5 years               12,904           401                         13,305           4.72        17,363
  After 5 to 10 years              22,372           249                         22,621           5.14        77,899
  After 10 years                2,136,841        11,314           272        2,147,883           2.91     2,146,824
-------------------------------------------------------------------------------------------------------------------
                                2,172,117        11,964           272        2,183,809           2.94     2,242,086
-------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities
 (average maturity of 23
 years and 5 months):
Within 1 year                           1                                            1           6.99
  After 1 to 5 years                9,548             2                          9,550           6.93           160
  After 5 to 10 years             108,956         1,955                        110,911           5.07        35,978
  After 10 years                  975,771        34,599           156        1,010,214           5.89       605,432
-------------------------------------------------------------------------------------------------------------------
                                1,094,276        36,556           156        1,130,676           5.82       641,570
-------------------------------------------------------------------------------------------------------------------

Equity securities
(without contractual
 maturity)                         42,095        77,677            22          119,750           3.12        88,070
-------------------------------------------------------------------------------------------------------------------
Other (average maturity
 of 16 years and 8 months):
  After 1 to 5 years                1,046             3             3            1,046           8.22           233
  After 5 to 10 years                 369            28                            397          11.80         1,441
  After 10 years                  110,927         1,769                        112,696           8.52       105,865
-------------------------------------------------------------------------------------------------------------------
                                  112,342         1,800             3          114,139           8.53       107,539
-------------------------------------------------------------------------------------------------------------------
                              $10,047,662   $   263,849   $       855      $10,310,656           4.30%   $9,091,933
===================================================================================================================

     The weighted average yield on investment securities available-for-sale is based on amortized cost, therefore it does not give effect to changes in fair value.

     Securities not due on a single contractual maturity date, such as mortgage-backed securities and collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations, mortgage-backed securities and certain other securities may differ from their contractual maturities because they may be subject to prepayments or callable features.

     The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 2003, by contractual maturity are shown below:

(In thousands)                  Amortized cost     Market value
----------------------------------------------------------------
Within 1 year                  $       610,709   $       618,781
After 1 to 5 years                   2,258,540         2,280,286
After 5 to 10 years                  3,797,640         3,754,902
After 10 years                       3,308,056         3,304,114
----------------------------------------------------------------
Total                          $     9,974,945   $     9,958,083
Without contractual maturity            26,010            93,496
----------------------------------------------------------------
Total investment securities
 available-for-sale            $    10,000,955   $    10,051,579
================================================================

     Proceeds from the sale of investment securities available-for-sale during 2003 were $810,540,000 (2002 - $1,266,504,000; 2001 -$1,161,097,000). Gross
realized gains and losses on these securities during the year were $71,290,000 and $196,000, respectively (2002 - $3,717,000 and $7,059,000; 2001 - $8,505,000
and $8,478,000).

     The following table shows the Corporation's gross unrealized losses and fair value of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

                                                       Less than 12 months
                                           Amortized     Unrealized      Market
(In thousands)                               Cost          Losses         Value
-----------------------------------------------------------------------------------
U.S. Treasury securities                 $    500,902   $     32,855   $    468,047
Obligations of other U.S. Government
 agencies and corporations                  3,264,856         54,450      3,210,406
Obligations of Puerto Rico, States and
 political subdivisions                        44,174          1,803         42,371
Collateralized mortgage obligations           803,585          8,651        794,934
Mortgage-backed securities                    251,825          1,938        249,887
Equity securities                               4,002            194          3,808
Other                                          14,017          1,419         12,598
-----------------------------------------------------------------------------------
                                         $  4,883,361   $    101,310   $  4,782,051
===================================================================================

                                                       12 months of more
                                           Amortized     Unrealized      Market
(In thousands)                               Cost          Losses         Value
-----------------------------------------------------------------------------------
Mortgage-backed securities               $        203   $         13   $        190
Equity securities                                 527             41            486
Other                                           1,003              3          1,000
-----------------------------------------------------------------------------------
                                         $      1,733   $         57   $      1,676
===================================================================================

                                                POPULAR, INC. 2003 Annual Report

                                                            Total
                                           Amortized     Unrealized       Market
(In thousands)                               Cost          Losses          Value
-----------------------------------------------------------------------------------
U.S. Treasury securities                 $    500,902   $     32,855   $    468,047
Obligations of other U.S. Government
 agencies and corporations                  3,264,856         54,450      3,210,406
Obligations of Puerto Rico, States and
 political subdivisions                        44,174          1,803         42,371
Collateralized mortgage obligations           803,585          8,651        794,934
Mortgage-backed securities                    252,028          1,951        250,077
Equity securities                               4,529            235          4,294
Other                                          15,020          1,422         13,598
-----------------------------------------------------------------------------------
                                         $  4,885,094   $    101,367   $  4,783,727
===================================================================================

     Available-for-sale securities in an unrealized loss position at December 31, 2003 are primarily U.S. Agency and Treasury obligations, and to a lesser extent, U.S. Agency-issued, collateralized mortgage obligations. The vast majority of them are rated the equivalent of AAA by the major rating agencies. The investment portfolio is structured primarily with highly liquid securities which posses a large and efficient secondary market. Valuations are performed at least on a quarterly basis using third party providers and dealer quotes. Management believes that the unrealized losses in the available-for-sale portfolio at December 31, 2003 are substantially related to market interest rate fluctuations and not deterioration in the creditworthiness of the issuer.

     At December 31, 2003 and 2002, the investments in obligations that are payable and secured by the same source of revenue or taxing authority, other than the U.S. Government, did not exceed 10 percent of stockholders' equity.

NOTE 5 - INVESTMENT SECURITIES HELD-TO-MATURITY:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2003 and 2002 (2001 - only amortized cost is presented) were as follows:

                                                                 2003
-----------------------------------------------------------------------------------------------------
                                                Gross        Gross                           Weighted
                                Amortized    unrealized   unrealized         Market           average
                                   cost         gains        losses           value            yield
-----------------------------------------------------------------------------------------------------
                                                (Dollars in thousands)
Obligations of other U.S.
 Government agencies and
 corporations (average matu-
 rity of 2 months):
  Within 1 year                 $  34,698                 $        1       $    34,697         1.05%
-----------------------------------------------------------------------------------------------------

Obligations of P.R., States
 and political subdivisions
 (average maturity of 13
 years and 9 months):
  Within 1 year                    15,656                          1            15,655         0.87
  After 1 to 5 years                6,577    $      187            2             6,762         5.33
  After 5 to 10 years               8,710            92           76             8,726         5.56
  After 10 years                   61,485             5        2,138            59,352         4.49
-----------------------------------------------------------------------------------------------------
                                   92,428           284        2,217            90,495         4.04
-----------------------------------------------------------------------------------------------------

Collateralized mortgage
 obligations (average
 maturity of 20 years and
 7 months):
  After 10 years                      863                        112               751         5.45
-----------------------------------------------------------------------------------------------------

Other (average maturity of 2
 years and 3 months):
  Within 1 year                    13,688           289                         13,977         5.22
  After 1 to 5 years               41,448         2,734                         44,182         5.26
  After 5 to 10 years               3,696           276                          3,972         5.18
-----------------------------------------------------------------------------------------------------
                                   58,832         3,299                         62,131         5.25
-----------------------------------------------------------------------------------------------------
                                $ 186,821    $    3,583   $    2,330       $   188,074         3.87%
=====================================================================================================

                                                            2002                                 2001
--------------------------------------------------------------------------------------------------------
                                             Gross          Gross                   Weighted
                               Amortized   unrealized     unrealized      Market     average   Amortized
                                 cost         gains         losses        value      yield       cost
--------------------------------------------------------------------------------------------------------
                                                        (Dollars in thousands)
Obligations of other U.S.
 Government agencies and
 corporations (average matu-
 rity of 1 month):
  Within 1 year                $ 28,618      $    4                      $ 28,622     1.68%     $416,980
--------------------------------------------------------------------------------------------------------

Obligations of P.R., States
 and political subdivisions
 (average maturity of 10
 years and 1 month):
  Within 1 year                  24,047           4         $   8          24,043     1.47        20,815
  After 1 to 5 years              5,736          57            40           5,753     5.76         9,056
  After 5 to 10 years             9,496         239            35           9,700     6.25         7,166
  After 10 years                 40,895         633           103          41,425     6.57        55,485
--------------------------------------------------------------------------------------------------------
                                 80,174         933           186          80,921     4.94        92,522
--------------------------------------------------------------------------------------------------------

Collateralized mortgage
 obligations (average
 maturity of 21 years and
 7 months):
  After 10 years                  1,126                       112           1,014     5.45         1,430
--------------------------------------------------------------------------------------------------------

Other (average maturity
 of 2 years and 9 months):
  Within 1 year                  12,748          47                        12,795     5.21        11,250
  After 1 to 5 years             51,203         640                        51,843     5.21        60,487
  After 5 to 10 years             6,882         106                         6,988     5.35         9,691
--------------------------------------------------------------------------------------------------------
                                 70,833         793                        71,626     5.22        81,428
--------------------------------------------------------------------------------------------------------
                               $180,751      $1,730         $ 298        $182,183     4.54%     $592,360
========================================================================================================

     Securities not due on a single contractual maturity date, such as mortgage-backed securities and collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations, mortgage-backed securities and certain other securities may differ from their contractual maturities because they may be subject to prepayments or callable features.

     The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 2003, by contractual maturity are shown below:

(In thousands)                    Amortized cost         Market value
---------------------------------------------------------------------
Within 1 year                       $ 64,042              $ 64,329
After 1 to 5 years                    48,025                50,944
After 5 to 10 years                   12,406                12,698
After 10 years                        62,348                60,103
------------------------------------------------------------------
Total investment securities
 held-to-maturity                   $186,821              $188,074
==================================================================

     The following table shows the Corporation's gross unrealized losses and fair value of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

                                                 Less than 12 months
                                         Amortized    Unrealized     Market
(In thousands)                              Cost        Losses       Value
-----------------------------------------------------------------------------
Obligations of other U.S. Government
 agencies and corporations               $   34,698   $        1   $   34,697
Obligations of Puerto Rico, States and
 political subdivisions                      66,220        2,216       64,004
Collateralized mortgage obligations
-----------------------------------------------------------------------------
                                         $  100,918   $    2,217   $   98,701
=============================================================================

                                                  12 months of more
                                         Amortized    Unrealized     Market
(In thousands)                              Cost        Losses       Value
-----------------------------------------------------------------------------
Obligations of Puerto Rico, States and
 political subdivisions                  $      221   $        1   $      220
Collateralized mortgage obligations             863          112          751
-----------------------------------------------------------------------------
                                         $    1,084   $      113   $      971
=============================================================================

                                                        Total
                                         Amortized    Unrealized     Market
(In thousands)                              Cost        Losses       Value
-----------------------------------------------------------------------------
Obligations of other U.S. Government
 agencies and corporations               $   34,698   $        1   $   34,697
Obligations of Puerto Rico, States and
 political subdivisions                      66,441        2,217       64,224
Collateralized mortgage obligations             863          112          751
-----------------------------------------------------------------------------
                                         $  102,002   $    2,330   $   99,672
=============================================================================

     Held-to-maturity securities in an unrealized loss position at December 31, 2003 are primarily U.S. Agency and Treasury obligations, and to a lesser extent, U.S. Agency-issued, collateralized mortgage obligations. The vast majority of them are rated the equivalent of AAA by the major rating agencies. The investment portfolio is structured primarily with highly liquid securities which posses a large and efficient secondary market. Valuations are evaluated at least on a quarterly basis using third party providers and dealer quotes. Management believes that the unrealized losses in the held-to-maturity portfolio at December 31, 2003 are substantially related to market interest rate fluctuations and not deterioration in the creditworthiness of the issuer.

     At December 31, 2003 and 2002, the investments in obligations that are payable from and secured by the same source of revenue or taxing authority, other than the U.S. Government, did not exceed 10 percent of stockholders' equity.

NOTE 6 - PLEDGED ASSETS:

At December 31, 2003 and 2002, certain securities and loans were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available.

     The classification and carrying amount of pledged assets, which the secured parties are not permitted to sell or repledge the collateral at December 31, were as follows:

                                                POPULAR, INC. 2003 Annual Report

(In thousands)                               2003          2002
------------------------------------------------------------------
Investment securities available-for-sale  $ 2,431,198   $2,046,100
Investment securities held-to-maturity          1,597        3,278
Loans                                       7,982,661    5,933,669
------------------------------------------------------------------
                                          $10,415,456   $7,983,047
==================================================================

     Pledged securities and loans that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of condition.

NOTE 7 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

The composition of the loan portfolio, excluding loans held-for-sale, at December 31, was as follows:

(In thousands)                               2003          2002
-------------------------------------------------------------------
Loans secured by real estate:
 Insured or guaranteed by the U.S.
  Government or its agencies              $    62,411   $    19,457
 Guaranteed by the Commonwealth
  of Puerto Rico                               49,501        56,604
 Commercial loans secured by real estate    1,667,758     1,677,033
 Residential conventional mortgages         9,307,287     6,290,410
 Construction and land development            402,411       305,299
 Consumer                                     330,265       347,062
-------------------------------------------------------------------
                                           11,819,633     8,695,865
Financial institutions                         17,803        21,777
Commercial, industrial and agricultural     6,338,664     5,964,338
Lease financing                             1,219,029     1,054,189
Consumer for household, credit cards
 and other consumer expenditures            3,031,962     2,873,234
Other                                         186,788       166,444
-------------------------------------------------------------------
                                          $22,613,879   $18,775,847
===================================================================

     As of December 31, 2003, loans and loans held-for-sale on which the accrual of interest income had been discontinued amounted to $557,026,000 (2002 - $499,856,000; 2001 - $426,766,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $45,541,000 (2002 - $35,820,000; 2001 - $27,866,000). Non-accruing loans as of
December 31, 2003 include $36,350,000 (2002 - $40,019,000; 2001 - $40,946,000)
in consumer loans.

     The recorded investment in loans that were considered impaired at December 31, and the related disclosures follow:

                                                December 31,
(In thousands)                                2003        2002
----------------------------------------------------------------
Impaired loans with a related allowance      $ 88,246   $ 87,874
Impaired loans that do not require allowance   48,366     54,175
----------------------------------------------------------------
    Total impaired loans                     $136,612   $142,049
================================================================
Allowance for impaired loans                 $ 44,033   $ 34,941
================================================================
Average balance of impaired
  loans during the year                      $159,795   $142,669
================================================================
Interest income recognized on
  impaired loans during the year             $  3,655   $  3,026
================================================================

     The changes in the allowance for loan losses for the year ended December 31, were as follows:

(In thousands)                   2003          2002        2001
------------------------------------------------------------------
Balance at beginning of year   $ 372,797    $ 336,632    $ 290,653
Net allowances acquired           13,697        2,327        1,675
Provision for loan losses        195,939      205,570      213,250
Recoveries                        58,708       67,488       66,103
Loans charged-off               (232,599)    (239,220)    (235,049)
------------------------------------------------------------------
Balance at end of year         $ 408,542    $ 372,797    $ 336,632
==================================================================

The components of the net financing leases receivable at December 31, were:

(In thousands)                                   2003            2002
------------------------------------------------------------------------
Total minimum lease payments                  $ 1,024,251    $   872,206
Estimated residual value of leased property       190,885        177,701
Deferred origination costs                          3,893          4,282
  Less - Unearned financing income               (165,208)      (168,192)
------------------------------------------------------------------------
Net minimum lease payments                      1,053,821        885,997
  Less - Allowance for loan losses                (29,802)       (29,572)
------------------------------------------------------------------------
                                              $ 1,024,019    $   856,425
========================================================================

     At December 31, 2003, future minimum lease payments are expected to be received as follows:

                     (In thousands)
-----------------------------------
2004                  $  314,746
2005                     264,285
2006                     209,309
2007                     146,612
2008 and thereafter       89,299
--------------------------------
                      $1,024,251
================================

NOTE 8 - RELATED PARTY TRANSACTIONS:

The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

                               Executive
(In thousands)                 Officers     Directors     Total
------------------------------------------------------------------
Balance at December 31, 2001   $   2,922    $  81,793    $  84,715
New loans                          4,304      102,657      106,961
Payments                          (2,122)     (90,982)     (93,104)
Other changes                        572          147          719
------------------------------------------------------------------
Balance at December 31, 2002   $   5,676    $  93,615    $  99,291
New loans                          3,095       59,876       62,971
Payments                          (1,029)     (60,868)     (61,897)
Other changes                         (9)      (6,710)      (6,719)
------------------------------------------------------------------
Balance at December 31, 2003   $   7,733    $  85,913    $  93,646
==================================================================

     These loans have been consummated on terms no more favorable than those that would have been obtained if the transactions had been with unrelated parties and do not involve more than the normal risk of collectibility.

     The amounts reported as "other changes" include changes in the status of those who are considered related parties.

NOTE 9 - PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

                                              Useful life
(In thousands)                                 in years           2003               2002
-------------------------------------------------------------------------------------------
Land                                                            $  69,641          $ 64,937
-------------------------------------------------------------------------------------------
Buildings                                       10-50             292,098           288,913
Equipment                                       1-15              536,413           513,691
Leasehold improvements                          Various            87,737            82,518
-------------------------------------------------------------------------------------------
                                                                  916,248           885,122

Less - Accumulated depreciation
  and amortization                                                557,620           514,327
-------------------------------------------------------------------------------------------
                                                                  358,628           370,795
-------------------------------------------------------------------------------------------
Construction in progress                                           57,183            25,445
-------------------------------------------------------------------------------------------
                                                                $ 485,452          $461,177
===========================================================================================

     Depreciation and amortization of premises and equipment for the year 2003 was $73,007,000 (2002 - $74,167,000 ; 2001 -$75,962,000) of which $20,214,000
(2002 - $19,674,000; 2001 -$18,781,000) was charged to occupancy expense and
$52,793,000 (2002 - $54,493,000; 2001 - $57,181,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $15,398,000 (2002 - $12,423,000; 2001 -$10,440,000).

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

     The Corporation's management has defined the reporting units based on legal entity, which is the way that operating decisions are made and performance is measured. For presentation purposes, these reporting units have been aggregated by reportable segments based on the provisions of SFAS No. 131 "Segment Reporting." These segments have been defined as follows: Commercial Banking, Mortgage and Consumer Lending, Auto and Lease Financing and Other. All the operating segments and components that constitute reporting units were determined evaluating the nature of the products and services offered, types of customers, methods used to distribute their products and provide their services, and the nature of their regulatory environment, as well as other similar economic characteristics. Goodwill is assigned to each reporting unit at the time of acquisition.

     The Corporation completed the impairment tests during 2003 and 2002, and determined that there are no impairment losses to be recognized in those periods.

     The changes in the carrying amount of goodwill for the years ended December 31, were as follows:

                                             Mortgage            Auto
                                               and               and
                                Commercial   Consumer           Lease
(In thousands)                    Banking     Lending         Financing      Other         Total
---------------------------------------------------------------------------------------------------
Balance at
 January 1, 2002                 $ 110,482   $  8,349           $ 6,727      $52,284       $177,842
Goodwill acquired
 during the year                                3,203                          2,225          5,428
Goodwill written-off
 during the year                                 (305)                                         (305)
---------------------------------------------------------------------------------------------------
Balance at
 December 31, 2002               $ 110,482   $ 11,247           $ 6,727      $54,509       $182,965
Goodwill acquired
 during the year                     3,788      3,725                          1,240          8,753
Goodwill written-off
 during the year                                                                (228)          (228)
---------------------------------------------------------------------------------------------------
Balance at
 December 31, 2003               $ 114,270   $ 14,972           $ 6,727      $55,521       $191,490
===================================================================================================

     At December 31, 2003 and December 31, 2002, goodwill totaled $191,490,000 and $182,965,000, respectively. Goodwill written-off during 2003 was related to the mobile units of Popular Cash Express sold during the year. Goodwill written-off during 2002 was related to

                                                POPULAR, INC. 2003 Annual Report

various branches of Popular Finance sold during the year. The Corporation has no other intangible assets not subject to amortization.

     The following table reflects the components of other intangible assets subject to amortization at December 31:

                             2003                    2002
---------------------------------------------------------------------
                      Gross    Accumulated    Gross      Accumulated
(In thousands)        Amount   Amortization   Amount     Amortization
---------------------------------------------------------------------
Core deposits       $  67,484   $  43,474    $ 87,739     $  56,263
Other customer
  relationships         3,536         415       2,886           120
Other intangibles         362         103         509           104
-------------------------------------------------------------------
Total               $  71,382   $  43,992    $ 91,134     $  56,487
===================================================================

     Certain core deposits intangibles became fully amortized during 2003, and as such, their gross amount and accumulated amortization were eliminated from the accounting records and the tabular disclosure presented above for December 31, 2003.

     During the year ended December 31, 2003, the Corporation recognized $7,844,000 in amortization expense related to other intangible assets with definite lives (2002 - $9,104,000; 2001 -$10,092,000).

     The following table presents the estimated aggregate amortization expense of the intangible assets with definite lives that the Corporation has at December 31, 2003, for each of the following fiscal years:

(In thousands)
--------------------------
2004            $7,179
2005             5,529
2006             5,380
2007             3,719
2008             2,061
==========================

     No significant events or circumstances have occurred that would reduce the fair value of any reporting unit below its carrying amount.

NOTE 11 - DEPOSITS:

Total interest bearing deposits at December 31, consisted of:

(In thousands)                2003          2002
----------------------------------------------------
Savings deposits:
 Savings accounts          $ 5,281,210   $ 5,101,026
 NOW and money
  market accounts            2,558,081     2,511,830
----------------------------------------------------
                             7,839,291     7,612,856
----------------------------------------------------
Certificates of deposit:
 Under $100,000              3,277,805     3,292,915
 $100,000 and over           3,254,025     3,341,584
----------------------------------------------------
                             6,531,830     6,634,499
----------------------------------------------------
                           $14,371,121   $14,247,355
====================================================

     A summary of certificates of deposit by maturity at December 31, 2003, follows:

(In thousands)
--------------------------------
2004                  $4,018,082
2005                     948,292
2006                     568,747
2007                     447,591
2008                     465,507
2009 and thereafter       83,611
--------------------------------
                      $6,531,830
================================

     At December 31, 2003, the Corporation had brokered certificates of deposit amounting to $637,621,000 (2002 - $855,834,000).

NOTE 12 - FEDERAL FUNDS PURCHASED AND ASSETS SOLD UNDER AGREEMENTS TO
REPURCHASE:

     The following table summarizes certain information on federal funds purchased and assets sold under agreements to repurchase at December 31:

(Dollars in thousands)               2003          2002          2001
------------------------------------------------------------------------
Federal funds purchased           $  831,163    $  834,338    $  651,858
Assets sold under
 agreements to repurchase          4,947,824     5,850,213     5,099,910
------------------------------------------------------------------------
Total amount outstanding          $5,778,987    $6,684,551    $5,751,768
========================================================================
Maximum aggregate balance
 outstanding at any month-end     $7,655,105    $7,104,223    $6,015,631
========================================================================
Average monthly aggregate
 balance outstanding              $6,454,110    $5,763,812    $4,447,708
========================================================================
Weighted average interest rate:
  For the year                          1.95%         2.62%         4.42%
  At December 31                        1.70          2.36          2.41
========================================================================

     The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the amortized cost and approximate market value of the collateral (including accrued interest) as of December 31, 2003 and 2002. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held for trading purposes or which have been obtained under agreements to resell:

                                               2003
----------------------------------------------------------------------------------
                                                                       Weighted
                          Repurchase  Amortized cost  Market value      average
                          liability    of collateral  of collateral  interest rate
----------------------------------------------------------------------------------
                                        (Dollars in thousands)
U.S. Treasury
securities
 After 30 to 90 days      $  436,036    $  353,276     $  440,120          1.04%
 After 90 days                25,461        26,513         26,568          5.64
-------------------------------------------------------------------------------
                             461,497       379,789        466,688          1.29
-------------------------------------------------------------------------------

Obligations of
other U.S.
Government
agencies and
corporations
 Overnight                    25,500        26,943         27,010          1.24
 Within 30 days            1,182,916     1,179,659      1,213,500          1.10
 After 30 to 90 days         540,231       564,711        555,882          1.26
 After 90 days               387,629       387,572        399,017          2.98
-------------------------------------------------------------------------------
                           2,136,276     2,158,885      2,195,409          1.48
-------------------------------------------------------------------------------
Obligations of
P.R., States and
political subdivisions
 Overnight                     3,155         4,066          3,816          1.24
-------------------------------------------------------------------------------

Mortgage - backed
securities
 Overnight                    21,871        23,631         24,226          1.24
 Within 30 days               41,720        42,041         44,338          1.11
 After 90 days               195,799       235,049        248,391          3.39
-------------------------------------------------------------------------------
                             259,390       300,721        316,955          2.84
-------------------------------------------------------------------------------

Collateralized mortgage
obligations
 After 30 to 90 days             760           868            755          1.35
 After 90 days               546,888       563,149        563,277          2.79
-------------------------------------------------------------------------------
                             547,648       564,017        564,032          2.78
-------------------------------------------------------------------------------
Loans
 Within 30 days              403,283       413,586        413,258          1.54
-------------------------------------------------------------------------------
                          $3,811,249    $3,821,064     $3,960,158          1.74%
===============================================================================

                                                  2002
                                                                         Weighted
                          Repurchase  Amortized cost   Market value       average
                           liability  of collateral    of collateral   interest rate
------------------------------------------------------------------------------------
                                          (Dollars in thousands)
U.S. Treasury
securities
 After 30 to 90 days      $  229,773   $  228,501       $  231,771         1.73%
 After 90 days                50,852       52,383           52,383         6.67
-------------------------------------------------------------------------------
                             280,625      280,884          284,154         2.61
-------------------------------------------------------------------------------

Obligations of
other U.S.
Government
agencies and
corporations
 Within 30 days            1,467,010    1,630,599        1,655,631         1.65
 After 30 to 90 days         856,344      877,985          887,242         1.50
 After 90 days               363,834      373,647          380,252         4.77
-------------------------------------------------------------------------------
                           2,687,188    2,882,231        2,923,125         2.02
-------------------------------------------------------------------------------

Mortgage - backed
securities
 Overnight                    21,314       26,518           26,596         1.89
 Within 30 days               22,606       22,703           23,900         1.54
 After 30 to 90 days          30,351       30,568           32,108         1.37
 After 90 days               103,684      110,195          115,257         4.12
-------------------------------------------------------------------------------
                             177,955      189,984          197,861         3.06
-------------------------------------------------------------------------------

Collateralized mortgage
obligations
 Within 30 days              579,705      576,974          578,783         1.46
 After 30 to 90 days          44,748       46,223           47,271         4.84
 After 90 days               349,485      366,022          369,734         3.90
-------------------------------------------------------------------------------
                             973,938      989,219          995,788         2.49
-------------------------------------------------------------------------------

Loans
Within 30 days               412,512      420,624          437,449         1.71
-------------------------------------------------------------------------------
                          $4,532,218   $4,762,942       $4,838,377         2.17%
===============================================================================

                                                POPULAR, INC. 2003 Annual Report

NOTE 13 - OTHER SHORT-TERM BORROWINGS:

Other short-term borrowings as of December 31, consisted of:

(Dollars in thousands)                                        2003           2002
-------------------------------------------------------------------------------------
Advances under credit facilities with a fixed interest
   rate of 0.96% at December 31, 2003
   (2002- 1.76% to 1.78%)                                 $    500,000   $    500,000
Commercial paper at rates ranging from 1.05% to 1.70%
   (2002 - 1.12% to 2.47%)                                      85,001        253,041
Term notes paying interest quarterly at fixed interest
   rates ranging from 1.60% to 1.73%                           120,660
Term notes paying interest quarterly at floating
   interest rates of 0.62% over the 3-month LIBOR
   rate (3-month LIBOR rate at December 31, 2002
   was 1.38%)                                                                  25,000
Term notes paying interest monthly at fixed interest
   rates ranging from 1.00% to 1.22%
   (2002 - 1.63% to 2.00%)                                     175,675         85,202
Term funds purchased at interest rates ranging from
   1.03% to 1.14% (2002 - 1.36% to 2.88%)                    1,115,000        840,000
Others                                                             288            319
-------------------------------------------------------------------------------------
                                                          $  1,996,624   $  1,703,562
=====================================================================================

         The weighted average interest rate of other short-term borrowings at December 31, 2003 was 1.11% (2002 - 1.71%; 2001 - 2.24%). The maximum aggregate balance outstanding at any month-end was approximately $2,452,264,000 (2002 - $2,573,355,000; 2001 -$3,164,520,000). The average aggregate balance outstanding during the year was approximately $1,937,529,000 (2002 - $2,023,200,000; 2001 -
$2,806,598,000). The weighted average interest rate during the year was 1.14% (2002 - 1.69%; 2001 - 4.73%).

         At December 31, 2003, the Corporation had $1,133,471,000 in approved lines of credit with the Federal Home Loan Bank (FHLB) (2002 - $814,768,000), of which $50,471,000 remained unused at the end of 2003 (2002 - $484,768,000). The
FHLB advances are secured by securities and mortgages under a collateral agreement. The Corporation also had $17,684,144,000 in other credit facilities, which include fed funds lines, Federal Reserve Bank discount window and other financial institutions' regular credit lines with other banks (2002 - $18,223,590,000) of which $12,160,341,000 remained unused at the end of 2003
(2002 - $12,236,507,000).

NOTE 14 - NOTES PAYABLE:

Notes payable outstanding at December 31, consisted of the following:

(Dollars in thousands)                                        2003           2002
-------------------------------------------------------------------------------------
Advances under credit facilities maturing in 2004
   paying interest monthly at a fixed rate of 5.17%
   (2002 - 3.44% to 5.20%)                                $    105,000   $    180,000
Term notes with maturities ranging from 2004 through
   2008 paying interest semiannually at fixed rates
   ranging from 2.40% to 7.43%
   (2002 - 4.80% to 7.43%)                                   2,277,397      1,385,663
Term notes maturing in 2004 paying interest quarterly
   at a fixed rate of 1.70%                                     31,000
Term notes with maturities ranging from 2004 through
   2006 paying interest quarterly at rates ranging from
   0.45% to 0.92% over the 3-month LIBOR rate (3-month
   LIBOR rate at December 31, 2003 was 1.15%; 2002 -
   1.38%)                                                       77,000        526,710
Term notes with maturities ranging from 2004 through
   2030 paying interest monthly at fixed rates ranging
   from 1.52% to 7.62% (2002 - 5.15% to 7.62%)                 322,162         97,066
Promissory notes maturing in 2005 with a floating
   interest rate of 92% of the 3-month
   LIBID rate (3-month LIBID rate at December 31, 2003
   was 1.06%; 2002 - 1.25%)                                    150,000        180,000
Promissory notes with maturities until 2003 paying
   interest at a fixed rate of 6.35%                                            8,400
Secured borrowings with maturities until 2013 paying
   interest monthly at fixed rates ranging from 2.41%
   to 7.12% (2002 - 3.63% to 7.03%)                          1,694,974        761,398
Secured borrowings with maturities until 2013 paying
   interest monthly at rates ranging from 0.09% to
   4.75% over the 1-month LIBOR rate (1-month LIBOR
   rate at December 31, 2003 was 1.12%; 2002 - 1.38%)        1,841,472      1,151,532
Notes linked to the S&P500 Index maturing in 2008               31,324
Junior subordinated deferrable interest debentures
   maturing in 2027 and 2033 with fixed interest rates
   of 8.33% and 6.70%                                          457,919
Mortgage notes and other debt                                    3,777          8,084
-------------------------------------------------------------------------------------
                                                          $  6,992,025   $  4,298,853
=====================================================================================

NOTE 15 - SUBORDINATED NOTES:

Subordinated notes at December 31, 2003 and 2002, consisted of $125,000,000 issued by the Corporation on December 12, 1995, maturing on December 15, 2005, with interest payable semiannually at 6.75%. The notes issued by the Corporation are unsecured obligations which are subordinated in right of payment to the prior payment in full of all present and future senior indebtedness of the Corporation. These notes do not provide for any sinking fund.

NOTE 16 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES HELD BY TRUSTS THAT ISSUED TRUST PREFERRED SECURITIES:

On October 31, 2003, Popular Capital Trust I, a statutory business trust created under the laws of the State of Delaware that is wholly-owned by the Corporation, sold to institutional and retail investors $300,000,000 of its 6.70% Cumulative Monthly Income Trust Preferred Securities (liquidation amount $25 per Capital Security) ("6.70% Capital Securities") through certain underwriters. The proceeds of the issuance, together with the proceeds of the purchase by the Corporation of $9,279,000 of Popular Capital Trust I's 6.70% common securities (liquidation amount $25 per common security) were used to purchase $309,279,000 aggregate principal amount of the Corporation's 6.70% Junior Subordinated Deferrable Interest Debentures (the "6.70% Junior Subordinated Debentures"). The 6.70% Capital Securities are fully and unconditionally guaranteed by the Corporation. The assets of Popular Capital Trust I consisted of $309,279,000 of 6.70% Junior Subordinated Debentures at December 31, 2003 and the related accrued interest receivable. The 6.70% Junior Subordinated Debentures mature on November 1, 2033; however, under certain circumstances, the maturity of the Junior Subordinated Debentures may be shortened (which shortening would result in a mandatory redemption of the 6.70% Capital Securities). The 6.70% Capital Securities are traded on the NASDAQ under the symbol "BPOPN."

         On February 5, 1997, BanPonce Trust I, a statutory business trust created under the laws of the State of Delaware that is wholly-owned by PNA and indirectly wholly-owned by the Corporation, sold to institutional investors $150,000,000 of its 8.327% Capital Securities Series A (liquidation amount $1,000 per Capital Security) ("8.327% Capital Securities") through certain underwriters. The proceeds of the issuance, together with the proceeds of the purchase by PNA of $4,640,000 of BanPonce Trust I's 8.327% common securities (liquidation amount $1,000 per common security) were used to purchase $154,640,000 aggregate principal amount of PNA's 8.327% Junior Subordinated Deferrable Interest Debentures, Series A (the "8.327% Junior Subordinated Debentures"). As of December 31, 2003, the Corporation had reacquired $6,000,000 of the 8.327% Capital Securities. The obligations of PNA under the 8.327% Junior Subordinated Debentures and its guarantees of the obligations of BanPonce Trust I are fully and unconditionally guaranteed by the Corporation. The assets of BanPonce Trust I consisted of $148,640,000 of 8.327% Junior Subordinated Debentures at December 31, 2003 (2002 - $148,640,000) and the related accrued interest receivable. The 8.327% Junior Subordinated Debentures mature on February 1, 2027; however, under certain circumstances, the maturity of the 8.327% Junior Subordinated Debentures may be shortened (which shortening would result in a mandatory redemption of the 8.327% Capital Securities).

         Prior to FIN No. 46R, the issuer trusts described above were considered consolidated subsidiaries of the Corporation. The 8.327% Capital Securities were included in the consolidated statement of condition for the year ended December 31, 2002 under the caption "Preferred beneficial interest in Popular North America's junior subordinated deferrable interest debentures guaranteed by the Corporation," and the retained common capital securities of the issuer trusts were eliminated against the Corporation's investment in the issuer trust. Distributions on the Capital Securities were recorded as interest expense on the consolidated statements of income.

         As a result of the adoption of FIN No. 46R, the Corporation deconsolidated these issuer trusts effective December 31, 2003. The Junior Subordinated Debentures issued by Popular, Inc. and PNA to the issuer trusts, totaling $457,919,000 are reflected in the Corporation's consolidated statement of condition at December 31, 2003 under the caption of notes payable. The Corporation will record interest expense on the corresponding junior subordinated debentures in the consolidated statement of income. The Corporation also recorded in the caption of other investment securities in the consolidated statement of condition at December 31, 2003, the common securities issued by the issuer trusts.

         Refer to Note 20 for further disclosures on the regulatory capital treatment of the capital securities.

NOTE 17 - LONG-TERM DEBT MATURITY REQUIREMENTS:

The aggregate amounts of maturities of notes payable and subordinated notes were as follows:

                   Notes        Subordinated
   Year           payable           notes          Total
-----------------------------------------------------------
                              (In thousands)
   2004        $   1,404,975                   $  1,404,975
   2005              949,515    $   125,000       1,074,515
   2006            1,407,081                      1,407,081
   2007              345,469                        345,469
   2008            1,404,606                      1,404,606
Later years        1,480,379                      1,480,379
-----------------------------------------------------------
   Total       $   6,992,025    $   125,000    $  7,117,025
===========================================================

NOTE 18 - EARNINGS PER COMMON SHARE:

The following table sets forth the computation of earnings per common share and diluted earnings per common share for the years ended December 31:

(In thousands, except share information)       2003           2002           2001
-------------------------------------------------------------------------------------
Net income                                 $    470,915   $    351,932   $    304,538
Less: Preferred stock dividends
   (includes amount paid on redemption
   of preferred stock in 2002)                    9,919          2,510          8,350
-------------------------------------------------------------------------------------
Net income applicable to common stock      $    460,996   $    349,422   $    296,188
=====================================================================================
Average common shares outstanding           132,740,920    133,915,082    136,238,288
Average potential common shares -
   stock options                                 56,996            193            181
-------------------------------------------------------------------------------------
Average common shares outstanding -
   assuming dilution                        132,797,916    133,915,275    136,238,469
=====================================================================================
Basic earnings per common share            $       3.47   $       2.61   $       2.17
=====================================================================================
Diluted earnings per common share          $       3.47   $       2.61   $       2.17
=====================================================================================

         Potential common shares consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock option plan, using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise in addition to the amount of compensation cost attributed to future services are used to purchase common stock at the exercise date. The difference between the number of potential shares issued

                                                POPULAR, INC. 2003 Annual Report

and the shares purchased will be added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share. Stock options that result in lower potential shares issued than shares purchased under the treasury stock method are not included in the computation of dilutive earnings per share since their inclusion would have an antidilutive effect in earnings per share.

         During 2003 there were 365,542 weighted-average antidilutive stock options outstanding (2002 - 379,530; 2001 - 6,656).

NOTE 19 - STOCKHOLDERS' EQUITY:

The Corporation has 180,000,000 shares of authorized common stock with par value of $6 per share. At December 31, 2003, there were 139,594,296 (2002 - 139,133,156) shares issued and 132,891,946 (2002 - 132,439,047) shares outstanding. As of December 31, 2003, the Corporation had 6,702,350 shares (2002
- 6,694,109) in treasury stock at a total cost of $205,527,000 (2002 - $205,210,000).

         The Corporation has a dividend reinvestment plan under which stockholders may reinvest their quarterly dividends in shares of common stock at a 5% discount from the average market price at the time of issuance. During 2003, shares totaling 431,846 (2002 -383,301; 2001 - 356,831), equivalent to
$14,917,000 (2002 -$11,157,000; 2001 - $9,702,000) in additional equity were issued under the plan.

         The Corporation has 10,000,000 shares of authorized preferred stock with no par value. This stock may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. In 2003, the Corporation issued 7,475,000 shares of its 6.375% noncumulative monthly income preferred stock, 2003 Series A, at a price of $25 per share. The net proceeds to the Corporation, after the underwriting discounts and expenses, amounted to $183,159,000. These shares of preferred stock are nonconvertible and are redeemable solely at the option of the Corporation beginning on March 31, 2008. The redemption price per share is $25.50 from March 31, 2008 through March 30, 2009, $25.25 from March 31, 2009 through March 30, 2010 and $25.00 from March 31, 2010 and thereafter.

         During the year 2003, cash dividends of $1.01 (2002 - $0.80; 2001 - $0.76) per common share outstanding amounting to $134,082,000 (2002 - $106,709,000; 2001 - $103,546,000) were declared. In addition, dividends declared on preferred stock amounted to $9,919,000 (2002 - $510,000; 2001 - $8,350,000).

         The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR's net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. During 2003, $25,500,000 was transferred to the statutory reserve account. No transfer to this account was necessary in 2001 and 2002.

NOTE 20 - REGULATORY CAPITAL REQUIREMENTS:

The Corporation is subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Bank and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. All banks are required to have core capital (Tier I) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier I leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank's classification. The regulations also define well-capitalized levels of Tier I, total capital and Tier I leverage of 6%, 10% and 5%, respectively. Management has determined that as of December 31, 2003 and 2002, the Corporation exceeded all capital adequacy requirements to which it is subject.

         At December 31, 2003 and 2002, BPPR and BPNA were well capitalized under the regulatory framework for prompt corrective action, and there are no conditions or events since that date that management believes have changed the institutions' category.

         The Corporation's actual ratios and amounts of total risk-based capital, Tier I risk-based capital and Tier I leverage, at December 31, were as follows:

                                            Regulatory requirements
-----------------------------------------------------------------------------
                                          Actual                  Actual
(Dollars in thousands)              Amount      Ratio       Amount      Ratio
-----------------------------------------------------------------------------
                                         2003                    2002
-----------------------------------------------------------------------------
Total Capital
  (to Risk-Weighted Assets):
Consolidated                     $  3,176,439   13.93%   $  2,400,558   11.52%
BPPR                                1,866,529   14.00       1,413,878   11.19
BPNA                                  546,597   11.33         489,070   11.63
Tier I Capital
  (to Risk-Weighted Assets):
Consolidated                     $  2,834,599   12.43%   $  2,054,027    9.85%
BPPR                                1,698,276   12.74       1,254,687    9.93
BPNA                                  486,074   10.08         436,264   10.37
Tier I Capital
  (to Average Assets):
Consolidated                     $  2,834,599    8.00%   $  2,054,027    6.19%
BPPR                                1,698,276    7.84       1,254,687    5.81
BPNA                                  486,074    7.91         436,264    7.92
=============================================================================

         The Federal Reserve has indicated in supervisory letter SR 03-13, dated July 2, 2003 (the "Supervisory Letter") that trust preferred securities (the "Capital Securities") will be treated as Tier 1 capital until notice is given to the contrary. The Supervisory Letter also indicates that the Federal Reserve will review the regulatory implications of any accounting treatment changes and will provide further guidance if necessary or warranted. If Tier 1 capital treatment is disallowed, the Corporation's Tier 1 capital would be reduced by approximately $444,000,000.

NOTE 21 - SERVICING ASSETS:

The changes in servicing assets for the years ended December 31, were as follows:

(In thousands)                      2003          2002          2001
-----------------------------------------------------------------------
Balance at beginning of year     $   49,827    $   43,665    $   40,116
Rights originated                    16,769        14,895        12,957
Rights purchased                      4,992         2,824         1,364
Amortization                        (12,566)      (11,557)      (10,772)
Impairment charges                     (450)            -             -
-----------------------------------------------------------------------
Balance at end of year               58,572        49,827        43,665
Less: Valuation allowance             1,780         1,991           649
-----------------------------------------------------------------------
Balance at end of year,
 net of valuation allowance      $   56,792    $   47,836    $   43,016
=======================================================================

         Total loans serviced for others were $6,374,817,000 at December 31, 2003 (2002 - $5,934,968,000). The estimated fair value of capitalized servicing rights was $61,236,000 at December 31, 2003 (2002 - $64,449,000).

         The activity in the valuation allowance for impairment of recognized servicing assets for the years ended December 31, was as follows:

(In thousands)                      2003          2002         2001
----------------------------------------------------------------------
Balance at beginning of year     $    1,991    $      649   $      562
Additions charged to operations         239         1,342           87
Impairment charges                     (450)            -            -
----------------------------------------------------------------------
Balance at end of year           $    1,780    $    1,991   $      649
======================================================================

NOTE 22 - SALES OF RECEIVABLES:

During the years ended December 31, 2003 and 2002, the Corporation retained servicing responsibilities and other subordinated interests on various securitization transactions and whole loan sales of residential mortgage and commercial loans.

         Pretax gains of $37,982,000 and $39,057,000 were realized on these securitization transactions that met the sale criteria under SFAS No. 140 and the whole loan sales involving retained interests, which took place in 2003 and 2002, respectively.

         During 2003 and 2002, the Corporation also participated in various securitization transactions, which did not meet the SFAS No. 140 criteria for sale accounting and as such these transactions were accounted for as secured borrowings.

         The Corporation receives average annual servicing fees based on a percentage of the outstanding loan balance. In 2003, those average fees ranged from 0.25 to 0.50 percent for mortgage loans (2002 -0.33% to 0.50%) and from 1.0 to 1.30 percent for loans guaranteed by the Small Business Administration (SBA) (2002 - 1.0%).

         Valuation methodologies used in determining the fair value of the retained interests, including servicing assets and interest-only securities, are disclosed in Note 1 to the consolidated financial statements.

         Key economic assumptions used in measuring the retained interests at the date of the securitization and whole loan sales completed during the years ended December 31, 2003 and 2002, were as follows:

                                    Residential Mortgage       SBA
                                           Loans              Loans
                                     2003       2002     2003      2002
------------------------------------------------------------------------
Prepayment speed                       13.6%    17.3%    16.0%     17.5%
Weighted average life (in years)       10.4     10.2      3.7       3.7
Expected credit losses                    -        -        -         -
Discount rate                     9.0%-10.5%     9.0%    13.0%       15%
-----------------------------------------------------------------------

         At December 31, 2003, key economic assumptions and the sensitivity of the current value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions for retained interests as of the end of the year were as follows:

                                                       Residential
(Dollars in thousands)                               Mortgage Loans         SBA Loans
----------------------------------------------------------------------------------------
Carrying amount of retained interests                 $       68,655     $         2,520
Fair value of retained interests                              72,877               2,743
Weighted average life (in years)                          8.8 - 10.8           2.0 - 3.7
Prepayment Speed Assumption (annual rate)               17.8% - 26.4%       16.5% - 25.0%
   Impact on fair value of 10% adverse change        ($        2,273)   ($           175)
   Impact on fair value of 20% adverse change                 (4,322)               (334)
Expected Credit Losses (annual rate)                       0% - 0.33%                  -
   Impact on fair value of 10% adverse change        ($          130)                  -
   Impact on fair value of 20% adverse change                   (206)                  -
Discount rate (annual rate)                             10.5% - 11.0%       10.0% - 13.0%
   Impact on fair value of 10% adverse change        ($        2,156)   ($           128)
   Impact on fair value of 20% adverse change                 (4,166)               (247)
========================================================================================

         These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 and 20 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

         The cash flows received from and paid to securitization trusts for the year ended December 31, were as follows:

(In thousands)                           2003          2002
--------------------------------------------------------------
Servicing fees received               $    1,031    $    1,632
Servicing advances                        (1,637)       (7,484)
Repayment of servicing advances              272           829
Other cash flows received on
   retained interests                        273         1,455
==============================================================

         The expected credit losses for the residential mortgage loans securitized/sold are estimated at rates ranging from 0.0% to 0.33% for 2004 and 2005. No credit losses are anticipated on the retained servicing assets derived from the sale of SBA loans since the participation sold is fully guaranteed by the SBA.

         Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets

                                                POPULAR, INC. 2003 Annual Report

managed together with them by the Corporation for the year ended December 31, 2003, follows:

                                  Total principal    Principal amount
                                  amount of loans,   60 days or more      Net credit
(In thousands)                    net of unearned        past due           losses
--------------------------------------------------------------------------------------
Loans (owned and managed):
   Commercial                      $    8,662,721    $      168,333     $       59,475
   Lease financing                      1,053,821            16,074             11,518
   Mortgage                            11,479,962           497,719             32,850
   Consumer                             3,268,670            82,474             73,870
Less:
     Loans securitized / sold          (1,862,982)
     Loans held-for-sale                 (271,592)
--------------------------------------------------------------------------------------
Loans held in portfolio            $   22,330,600    $      764,600     $      177,713
======================================================================================

NOTE 23 - EMPLOYEE BENEFITS:

Pension and benefit restoration plans

All regular employees of BPPR and BPNA are covered by noncontributory defined benefit pension plans. Pension benefits begin to vest after one year of service and are based on age, years of credited service and final average compensation, as defined.

         The Corporation's funding policy is to make annual contributions to the plans in amounts which fully provide for all benefits as they become due under the plans.

         The Bank's pension fund investment strategy is to invest in a prudent manner for the exclusive purpose of providing benefits to participants. A well defined internal structure has been established to develop and implement a risk-controlled investment strategy that is targeted to produce a total return that, when combined with the Bank's contributions to the fund, will maintain the funds ability to meet all required benefit obligations. Risk is controlled through diversification of asset types and investments in domestic and international equities and fixed income.

         Equity investments include various types of stock and index funds. Also, this category includes Popular, Inc.'s common stock. Fixed income investments include U.S. Government securities and other U.S. agencies' obligations, corporate bonds, mortgage loans, mortgage-backed securities and index funds, among others. A designated committee, with the assistance of an external consultant, periodically reviews the performance of the pension plans' investments and assets allocation. The Trustee and the money managers are allowed to exercise investment discretion, subject to limitations established by the pension plans' investment policies. The plans forbid money managers to enter into derivative transactions, unless approved by the Trustee.

         The overall expected long-term rate-of-return-on-assets assumption reflects the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the benefit obligation. The assumption has been determined by reflecting expectations regarding future rates of return for the plan assets, with consideration given to the distribution of the investments by asset class and historical rates of return for each individual asset class. This process is reevaluated at least on an annual basis and if market, actuarial and economic conditions change, adjustments to the rate of return may come into place.

         The plans' weighted-average asset allocations at December 31, by asset category were as follows:

                             2003       2002
---------------------------------------------
Equity securities            72.1%      66.3%
Debt securities              25.2       29.9
Other                         2.7        3.8
--------------------------------------------
                            100.0%     100.0%
============================================

         The plans' target allocation for 2003 and 2002, by asset category, approximated 70% in equity securities and 30% in debt securities.

         At December 31, 2003, these plans included 1,372,860 shares (2002 - 1,372,860) of the Corporation's stock with a market value of approximately $61,573,000 (2002 - $46,403,000). Dividends paid on shares of the Corporation's stock held by the plan during 2003 amounted to $1,290,000 (2002 - $2,818,000). In May 2002, the Corporation repurchased 4,300,000 shares of its common stock from Banco Popular Retirement Plan.

         BPPR and BPNA also have supplementary pension and profit sharing plans for those employees whose compensation exceeds the limits established by ERISA.

         The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31:

                                                        Benefit
                                    Pension Plans   Restoration Plans       Total
--------------------------------------------------------------------------------------
                                                           2003
--------------------------------------------------------------------------------------
                                                      (In thousands)
Change in benefit obligation:
   Benefit obligation
       at beginning of year          $    412,027      $    10,779       $    422,806
   Service cost                            13,641              567             14,208
   Interest cost                           26,784              798             27,582
   Plan amendment                          (1,735)             (95)            (1,830)
   Actuarial loss                          49,081            3,584             52,665
   Benefits paid                          (20,032)             (14)           (20,046)
-------------------------------------------------------------------------------------
   Benefit obligations
       at end of year                     479,766           15,619            495,385
=====================================================================================
Change in plan assets:
   Fair value of plan assets
       at beginning of year               393,556            6,568            400,124
   Actual return on plan assets           101,614            1,754            103,368
   Employer contributions                     917               14                931
   Benefits paid                          (20,032)             (14)           (20,046)
-------------------------------------------------------------------------------------
   Fair value of plan assets at
       end of year                        476,055            8,322            484,377
=====================================================================================
Unfunded status                            (3,711)          (7,297)           (11,008)
Unrecognized net asset                     (3,322)                             (3,322)
Unrecognized net prior service
       cost (benefit)                       5,128           (1,156)             3,972
Unrecognized net actuarial loss            32,905            5,106             38,011
-------------------------------------------------------------------------------------
Prepaid (accrued) pension cost             31,000           (3,347)            27,653
=====================================================================================
Amount recognized in the
       statement of financial
       condition consists of:
   Prepaid benefit cost                    33,378                              33,378
   Accrued benefit liability               (2,378)          (3,347)            (5,725)
-------------------------------------------------------------------------------------
   Net amount recognized             $     31,000     ($     3,347)      $     27,653
=====================================================================================
Accumulated benefit obligation       $    403,828      $    10,750       $    414,578
=====================================================================================

                                                         Benefit
                                     Pension Plans   Restoration Plans      Total
------------------------------------------------------------------------------------
                                                            2002
------------------------------------------------------------------------------------
                                                       (In thousands)
Change in benefit obligation:
   Benefit obligation
       at beginning of the year       $  349,902        $   11,373       $  361,275
   Service cost                           12,823               511           13,334
   Interest cost                          25,304               789           26,093
   Plan amendment                          1,472            (1,472)
   Curtailment                              (170)                              (170)
   Actuarial loss (gain)                  42,632              (400)          42,232
   Benefits paid                         (19,936)              (22)         (19,958)
-----------------------------------------------------------------------------------
   Benefit obligation
       at end of year                    412,027            10,779          422,806
===================================================================================
Change in plan assets:
   Fair value of plan assets
       at beginning of the year          425,858                            425,858
   Actual return on plan assets          (12,620)              (32)         (12,652)
   Employer contributions                    254             6,622            6,876
   Benefits paid                         (19,936)              (22)         (19,958)
-----------------------------------------------------------------------------------
   Fair value of plan assets at
       end of year                       393,556             6,568          400,124
===================================================================================
Unfunded status                          (18,471)           (4,211)         (22,682)
Unrecognized net asset                    (5,783)                            (5,783)
Unrecognized net prior
       service cost (benefit)              7,345            (1,167)           6,178
Unrecognized net actuarial loss           56,812             3,042           59,854
-----------------------------------------------------------------------------------
Prepaid (accrued) pension cost            39,903            (2,336)          37,567
===================================================================================
Amount recognized in the statement
   of financial condition consists
   of:
   Prepaid benefit cost                   41,788                             41,788
   Accrued benefit liability              (1,885)           (2,336)          (4,221)
-----------------------------------------------------------------------------------
Net amount recognized                 $   39,903       ($    2,336)      $   37,567
===================================================================================
Accumulated benefit obligation        $  359,810        $    8,016       $  367,826
===================================================================================

         Information for plans with an accumulated benefit obligation in excess of plan assets for the years ended December 31, follows:

                                                                     Benefit
                                        Pension Plans           Restoration Plans
(In thousands)                        2003         2002         2003         2002
------------------------------------------------------------------------------------
Projected benefit obligation       $    6,874   $    4,620   $   15,619   $   10,779
Accumulated benefit obligation          4,409        2,966       10,750        8,016
Fair value of plan assets               3,000        1,950        8,322        6,568
------------------------------------------------------------------------------------

         The measurements dates of the assets and liabilities of all plans presented above for 2003 and 2002 were December 31, 2003 and December 31, 2002, respectively.

                                                POPULAR, INC. 2003 Annual Report

         The actuarial assumptions used to determine benefit obligations for the years ended December 31, were as follows:

Weighted average assumptions used
to determine benefit obligations
as of December 31:                2003       2002
--------------------------------------------------
Discount rate                     6.00%      6.50%
Rate of compensation
   increase - weighted average    5.10%      4.20%
--------------------------------------------------

         The actuarial assumptions used to determine the components of net periodic pension cost for the years ended December 31, were as follows:

Weighted average                                            Benefit
assumptions as of                   Pension Plans      Restoration Plans
December 31:                     2003   2002   2001   2003   2002    2001
-------------------------------------------------------------------------
Discount rate                    6.50%  7.00%  7.25%  6.50%  7.00%  7.25%
Expected return on
   plan assets                   8.00%  8.50%  8.50%  8.00%  8.50%  8.50%
Rate of compensation
   increase - weighted average   5.10%  4.20%  4.20%  5.10%  4.20%  4.20%
-------------------------------------------------------------------------

         The components of net periodic pension cost for the years ended December 31, were as follows:

                                       Pension Plans                       Restoration Plans
-----------------------------------------------------------------------------------------------------
                               2003         2002        2001         2003        2002         2001
-----------------------------------------------------------------------------------------------------
                                                          (In thousands)
Components of net
   periodic pension cost:
Service cost                $   13,641   $  12,823    $  11,097   $     567   $      511   $      686
Interest cost                   26,784      25,304       22,657         798          789          824
Expected return
   on plan assets              (30,772)    (35,421)     (35,677)       (524)        (307)
Amortization of
   asset obligation             (2,461)     (2,461)      (2,461)
Amortization of
   prior service cost              482         565          510        (106)          53           53
Amortization of
   net (gain) loss               2,145                   (2,340)        291          189          358
-----------------------------------------------------------------------------------------------------
Net periodic
   cost (benefit)                9,819         810       (6,214)      1,026        1,235        1,921
Curtailment gain                              (139)
-----------------------------------------------------------------------------------------------------
Total cost (benefit)        $    9,819   $     671   ($   6,214)  $   1,026   $    1,235   $    1,921
=====================================================================================================

         During 2004, the Corporation expects to contribute $1,528,000 to the pension plans and $769,000 to the benefit restoration plans.

Retirement and savings plans

The Corporation also provides contributory retirement and savings plans pursuant to Section 1165 (e) of the Puerto Rico Internal Revenue Code and Section 401 (k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of certain of the Corporation's subsidiaries. Employer contributions are determined based on specific provisions of each plan. Employees are fully vested in the employer's contribution after five years of service. The cost of providing this benefit in 2003 was $9,166,000 (2002 - $9,726,000; 2001 -
$7,681,000).

         The plans held 2,963,857 (2002 - 2,806,715; 2001 - 2,612,538) shares of common stock of the Corporation with a market value of approximately $132,929,000 at December 31, 2003 (2002 -$94,867,000; 2001 - $75,973,000).

Postretirement health care benefits

In addition to providing pension benefits, BPPR provides certain health care benefits for retired employees. Substantially all of the employees of BPPR who are eligible to retire under the pension plan, and provided they reach retirement age while working for BPPR, may become eligible for these benefits. Employees hired after February 1, 2000 are not eligible for retiree health benefits.

         The status of the Corporation's unfunded postretirement benefit plan at December 31, was as follows:

(In thousands)                                      2003            2002
-----------------------------------------------------------------------------
Change in benefit obligation:
   Benefit obligation at beginning
     of the year                                 $   145,621     $   105,848
   Service cost                                        3,140           2,987
   Interest cost                                       9,254           9,160
   Plan amendment                                     (3,200)
   Benefits paid                                      (6,501)         (6,065)
   Actuarial loss                                     10,345          33,691
----------------------------------------------------------------------------
   Benefit obligation at end of year             $   158,659     $   145,621
============================================================================
Change in plan assets:
   Unfunded status                              ($   158,659)   ($   145,621)
   Unrecognized net prior service benefit             (9,529)         (7,136)
   Unrecognized net actuarial loss                    55,375          47,335
----------------------------------------------------------------------------
   Accrued benefit cost                         ($   112,813)   ($   105,422)
============================================================================

         The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 2003 was 6.00% (2002 - 6.50%).

         The weighted average discount rate used to determine the components of net periodic postretirement benefit cost for the year ended December 31, 2003 was 6.50% (2002 - 7.00%; 2001 - 7.25%).

         The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

(In thousands)                            2003          2002          2001
------------------------------------------------------------------------------
Service cost                           $    3,140    $    2,987    $    2,800
Interest cost                               9,254         9,160         6,426
Amortization of prior service benefit        (807)         (807)         (799)
Amortization of net loss                    2,305         2,204
-----------------------------------------------------------------------------
Net periodic benefit cost              $   13,892    $   13,544    $    8,427
=============================================================================

         The assumed health care cost trend rates at December 31, were as follows:

                                  2003     2002
------------------------------------------------
Health care cost trend rate
   assumed for next year         10.00%    9.00%
Rate to which the cost trend
   rate is assumed to decline     5.00%    5.00%
Year that the ultimate trend
   rate is reached                2009     2007
================================================

         The Plan provides that the cost will be capped to 3% of the annual health care cost increase affecting only those employees retiring after February 1, 2001.

         Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                          1-Percentage      1-Percentage
                                         Point Increase    Point Decrease
--------------------------------------------------------------------------
Effect on total service cost and
   interest cost components              $      633,000   ($      544,000)
Effect on postretirement
   benefit obligation                    $   10,601,000   ($    9,116,000)
--------------------------------------------------------------------------

         The Corporation expects to contribute $6,900,000 to the postretirement benefit plan in 2004 to fund current benefit payment requirements.

         On December 8, 2003, the President of the United States signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act"). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. The Corporation expects that this legislation will eventually reduce the costs in the postretirement benefit plan for at least some of the participants. At this point, the Corporation's investigation into the legislation is preliminary, and awaits guidance from various governmental and regulatory agencies concerning the requirements that must be met to obtain these cost reductions as well as the manner in which such savings should be measured and accounted for. Pending issuance of these details and pursuant to FSP 106-1, the Corporation has elected to defer financial recognition of this legislation. Any final guidance, once issued, could require the Corporation to change previously reported information.

Profit sharing plan

BPPR also has a profit sharing plan covering substantially all regular employees. Annual contributions are determined based on the bank's profitability ratios, as defined in the plan, and are deposited in trust. Profit sharing expense for the year, including the cash portion paid annually to employees which represented 50% of the expense, amounted to $19,821,000 in 2003 (2002 - $21,219,000 ; 2001 -$15,455,000).

NOTE 24 - STOCK OPTION PLAN:

The Corporation has a Stock Option Plan (the Plan), which permits the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. Employees and directors of the Corporation or any of its subsidiaries are eligible to participate in the Plan. The Board of Directors or the Compensation Committee of the Board has the absolute discretion to determine the individuals eligible to participate in the Plan. This plan provides for the issuance of Popular, Inc.'s common stock at a price equal to its fair market value at the grant date, subject to certain plan provisions. The aggregate number of shares of common stock, which may be issued under the Plan, is limited to 5,000,000 shares, subject to adjustment for stock splits, recapitalizations and similar events. The shares are to be made available from authorized but unissued shares of common stock or treasury stock. The maximum option term is generally ten years from the date of grant. Unless an option agreement provides otherwise, all options granted are 20% exercisable after the first year and an additional 20% is exercisable after each subsequent year. The exercise price of each option is equal to the market price of the Corporation's stock on the date of grant.

         The Corporation recognized $1,490,000 in stock options expense for the year ended December 31, 2003 (2002 - $957,000).

         Previously, as permitted by SFAS No. 123, the Corporation measured compensation cost for this plan based on APB No. 25 "Accounting for Stock Issued to Employees." Had the recognition provisions of SFAS No. 123 been applied to such grants during 2001, there would have been no change in the earnings per share.

         The following table presents information on stock options as of December 31, 2003:

                                 Weighted-                                     Weighted
                                  Average                                       Average
    Exercise                      Exercise      Weighted-                      Exercise
     Price                        Price of       Average                       Price of
     Range          Options       Options       Remaining        Options        Options
   per Share      Outstanding   Outstanding   Life in Years    Exercisable    Exercisable
-----------------------------------------------------------------------------------------
$28.78 - $37.00    871,230        $ 31.54          8.70          100,937        $ 29.33
$38.50 - $46.15     18,064        $ 41.99          9.63                -              -
---------------------------------------------------------------------------------------
$28.78 - $46.15    889,294        $ 31.75          8.72          100,937        $ 29.33
=======================================================================================

         The following table summarizes the stock option activity and related information:

                                     Options     Weighted-Average
                                   Outstanding    Exercise Price
-----------------------------------------------------------------
Balance at January 1, 2001                 -                -
Granted                               26,416        $   31.39
Exercised                                  -                -
Forfeited                                  -                -
-------------------------------------------------------------
Balance at December 31, 2001          26,416        $   31.39
Granted                              423,647            29.11
Exercised                               (199)           32.60
Forfeited                             (4,789)           28.84
-------------------------------------------------------------
Outstanding at December 31, 2002     445,075        $   29.25
Granted                              481,936            33.85
Exercised                            (29,294)           28.93
Forfeited                             (8,423)           29.46
-------------------------------------------------------------
Outstanding at December 31, 2003     889,294        $   31.75
=============================================================

                                                POPULAR, INC. 2003 Annual Report

         The stock options exercisable at December 31, 2003 totaled 100,937 (2002 - 22,529). No stock options were exercisable at December 31, 2001.

         The fair value of these options was estimated on the date of the grants using the Black-Scholes Option Pricing Model. The weighted average assumptions used for the grants issued during 2003, 2002 and 2001 were:

                                    2003       2002         2001
------------------------------------------------------------------
Expected dividend yield              2.41%      2.79%        2.31%
Expected life of options          10 years   10 years     10 years
Expected volatility                 23.87%     26.48%       30.62%
Risk-free interest rate              3.78%      4.90%        5.05%
------------------------------------------------------------------

         The weighted-average fair value of options granted during 2003 was $9.12 per option. During 2002 and 2001, the weighted-average fair value of options granted was $8.70 and $11.43 per option, respectively.

NOTE 25 - RENTAL EXPENSE AND COMMITMENTS:

At December 31, 2003, the Corporation was obligated under a number of noncancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

                 Minimum      Sublease
Year             payments      rentals       Net
---------------------------------------------------
                           (In thousands)
2004            $   38,915    $   2,537   $  36,378
2005                33,885        1,680      32,205
2006                27,951        1,306      26,645
2007                24,237          706      23,531
2008                20,344          466      19,878
Later years         93,501        2,001      91,500
---------------------------------------------------
                $  238,833    $   8,696   $ 230,137
===================================================

         Total rental expense for the year ended December 31, 2003, was $52,137,000 (2002 - $45,823,000; 2001 - $42,529,000).

NOTE 26 - INCOME TAX:

The components of income tax expense for the years ended December 31, are summarized below. Included in these amounts are income taxes of $9,968,000 in 2003 (2002 - ($469,000); 2001 - $2,094,000), related to net gains or losses on securities transactions.

(In thousands)                            2003            2002            2001
----------------------------------------------------------------------------------
Current income tax expense:
Puerto Rico                           $     85,200    $     92,110    $     99,811
Federal and States                          41,557          57,291          35,588
----------------------------------------------------------------------------------
Subtotal                                   126,757         149,401         135,399
----------------------------------------------------------------------------------
Deferred income tax benefit:
Puerto Rico                                 (7,578)        (12,548)        (11,968)
Federal and States                          11,147         (19,598)        (18,151)
----------------------------------------------------------------------------------
Subtotal                                     3,569         (32,146)        (30,119)
----------------------------------------------------------------------------------
Total income tax expense              $    130,326    $    117,255    $    105,280
==================================================================================

         The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory rate in Puerto Rico, were as follows:

                                      2003                     2002                  2001
--------------------------------------------------------------------------------------------------
                                              %of                   %of                      %of
                                            pre-tax                pre-tax                 pre-tax
(Dollars in thousands)          Amount      income       Amount    income      Amount      income
--------------------------------------------------------------------------------------------------
Computed income tax at
   statutory rates            $  234,654      39%      $ 183,080     39%     $  159,554      39%
Benefits of net tax exempt
   interest income               (83,853)    (14)        (71,696)   (15)        (58,741)    (14)
Effect of income subject to
   capital gain tax rate         (18,112)     (3)
Federal, States taxes
   and other                      (2,363)                  5,871      1           4,467       1
-----------------------------------------------------------------------------------------------
Income tax expense            $  130,326      22%      $ 117,255     25%     $  105,280      26%
===============================================================================================

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation's deferred tax assets and liabilities at December 31, were as follows:

(In thousands)                                          2003         2002
----------------------------------------------------------------------------
Deferred tax assets:
Tax credits available for carryforward               $   10,166   $   12,071
Net operating loss carryforward available                 1,654        2,071
Postretirement and pension benefits                      35,604       29,308
Allowance for loan losses                               153,573      143,335
Unrealized loss on derivatives                            1,895       15,990
Other temporary differences                              56,107       48,078
----------------------------------------------------------------------------
   Total gross deferred tax assets                      258,999      250,853
----------------------------------------------------------------------------
Deferred tax liabilities:
Differences between the assigned
   values and the tax bases of assets
   and liabilities recognized in
   purchase business combinations                         4,465        4,486
Unrealized net gain on securities
   available-for-sale                                     4,465       54,985
Other temporary differences                              29,565       25,965
----------------------------------------------------------------------------
   Total gross deferred tax liabilities                  38,495       85,436
----------------------------------------------------------------------------
   Valuation allowance                                      418          418
----------------------------------------------------------------------------
   Net deferred tax asset                            $  220,086   $  164,999
============================================================================

         At December 31, 2003, the Corporation had $10,166,000 in credits expiring in annual installments through year 2016 that will reduce the regular income tax liability in future years. The Corporation had, at the end of 2003, $7,906,000 in net operating losses (NOL) available to carry over to offset taxable income in future years. Other temporary differences included as deferred taxes are mainly related to the deferral of loan origination costs and commissions and gains on securitizations accounted for as sales for tax purposes and secured borrowings for financial accounting purposes.

         A valuation allowance of $418,000 is reflected in 2003 and 2002, related to deferred tax assets arising from temporary differences for which the Corporation could not determine the likelihood of its realization. Based on the information available, the Corporation expects to fully realize all other items comprising the net deferred tax asset as of December 31, 2003.

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

         The Corporation has never received any dividend payments from its U.S. subsidiaries. Any such dividend paid from a U.S. subsidiary to the Corporation would be subject to a 30% withholding tax based on the provisions of the U.S. Internal Revenue Code. The Corporation has not recorded any deferred tax liability on the unremitted earnings of its U.S. subsidiaries because the reinvestment of such earnings is considered permanent. The Corporation believes that the likelihood of receiving dividend payments from any of its U.S. subsidiaries in the foreseeable future is remote based on the growth it is undertaking in the U.S. mainland.

         The Corporation's subsidiaries in the United States file a consolidated federal income tax return. The Corporation's federal income tax provision for 2003 was $47,002,000 (2002 - $34,614,000; 2001 - $14,824,000). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.

         In January 2004, the Government of Puerto Rico approved a legislation that partially eliminates the tax exempt status of an International Banking Entity ("IBE") that operates as a division or branch of a bank in Puerto Rico. In order to be subject to tax, the IBE's net taxable income must exceed 40% in 2004, 30% in 2005, and 20% in 2006 and thereafter, of the net taxable income of the bank as a whole. Once these thresholds are exceeded, the IBE will be taxed at regular tax rates on its net taxable income that exceeds the applicable threshold. Currently, management of the Corporation does not expect any financial impact from this new legislation since the net taxable income of BPPR's IBE has not exceeded and is not expected to exceed 20% of BPPR's net taxable income.

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

         Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)                                     2003           2002
--------------------------------------------------------------------------
Commitments to extend credit:
   Credit card lines                           $  1,972,802   $  2,166,034
   Commercial lines of credit                     2,888,742      2,651,835
   Other unused commitments                         182,361         27,175
Commercial letters of credit                         13,833         19,564
Standby letters of credit                           137,290        126,383
Commitments to purchase mortgage loans              200,000        100,000
Commitments to originate mortgage loans             425,493        547,284
==========================================================================

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

Other commitments

At December 31, 2003, the Corporation had various outstanding commitments to purchase mortgage loans from other institutions at market. In 2003, the Corporation entered into loan commitments to purchase an aggregate amount of $275,000,000 of mortgage loans with the option of purchasing $125,000,000 in additional loans. The commitments expire completely by June 30, 2005. As of December 31, 2003, $75,000,000 in loans had been purchased under these agreements.

         In 2002, the Corporation entered into a commitment to purchase $100,000,000 of mortgage loans from another institution with the option of purchasing $75,000,000 in additional loans. The agreement

                                                POPULAR, INC. 2003 Annual Report

expires on June 30, 2004. At December 31, 2003, the Corporation had purchased $100,000,000 in mortgage loans under this agreement.

Geographic concentration

As of December 31, 2003, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. Note 31 provides further information on the asset composition of the Corporation by geographical area as of December 31, 2003 and 2002.

         Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $6.2 billion and $6.1 billion in 2003 and 2002, respectively.

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

         The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 2003 and 2002, respectively. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Corporation's fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation's value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

         The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2003 and 2002.

         Short-term financial assets and liabilities have relatively short maturities, or no defined maturities, and little or no credit risk. The carrying amounts reported in the consolidated statements of condition approximate fair value. Included in this category are: cash and due from banks, federal funds sold and securities purchased under agreements to resell, time deposits with other banks, bankers acceptances, customers' liabilities on acceptances, accrued interest receivable, federal funds purchased and assets sold under agreements to repurchase, short-term borrowings, acceptances outstanding and accrued interest payable. Resell and repurchase agreements with long-term maturities are valued using discounted cash flows based on market rates currently available for agreements with similar terms and remaining maturities.

         Trading and investment securities, except for investments classified as other investment securities in the consolidated statement of condition, are financial instruments that regularly trade on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes, where available, or quoted market prices of financial instruments with similar characteristics. Trading account securities and securities available-for-sale are reported at their respective fair values in the consolidated statements of condition since they are marked-to-market for accounting purposes. These instruments are detailed in the consolidated statements of condition and in Notes 4, 5 and 29.

         The estimated fair value for loans held-for-sale is based on secondary market prices. The fair values of the loan portfolios have been determined for groups of loans with similar characteristics. Loans were segregated by type such as commercial, construction, residential mortgage, consumer and credit cards. Each loan category was further segmented based on loan characteristics, including repricing term and pricing. The fair value of most fixed-rate loans was estimated by discounting scheduled cash flows using interest rates currently being offered on loans with similar terms. For variable rate loans with frequent repricing terms, fair values were based on carrying values. Prepayment assumptions have been applied to the mortgage and installment loan portfolio. The fair value of the loans was also reduced by an estimate of credit losses inherent in the portfolio. Generally accepted accounting principles do not require, and the Corporation has not performed a fair valuation of its lease financing portfolio, therefore it is included in the loans total at its carrying amount.

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

         Long-term borrowings were valued using discounted cash flows, based on market rates currently available for debt with similar terms and remaining maturities and in certain instances using quoted market rates for similar instruments at December 31, 2003 and 2002, respectively.

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

         Carrying or notional amounts, as applicable, and estimated fair values for financial instruments at December 31 were:


(In thousands)                            2003                          2002
---------------------------------------------------------------------------------------
                                Carrying         Fair         Carrying        Fair
                                 amount          value         amount         value
---------------------------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and money market
    investments               $  1,460,983   $  1,460,983   $  1,747,202   $  1,747,202
  Trading securities               605,119        605,119        510,346        510,346
  Investment securities
    available-for-sale          10,051,579     10,051,579     10,310,656     10,310,656
  Investment securities
    held-to-maturity               186,821        188,074        180,751        182,183
  Other investment
    securities                     233,144        238,162        221,247        221,247
  Loans held-for-sale              271,592        314,896      1,092,927      1,102,639
  Loans, net                    21,922,058     22,463,353     18,116,395     18,753,941
FINANCIAL LIABILITIES:
  Deposits                    $ 18,097,828   $ 18,190,979   $ 17,614,740   $ 17,757,376
  Federal funds purchased          831,163        831,163        834,338        834,338
  Assets sold under
    agreements to repurchase     4,947,824      4,953,772      5,850,213      5,850,213
  Short-term borrowings          1,996,624      1,996,624      1,703,562      1,703,562
  Notes payable                  6,992,025      7,071,807      4,298,853      4,650,813
  Subordinated notes               125,000        134,975        125,000        136,406
  Capital securities                                             144,000        168,085

---------------------------------------------------------------------------------------
                                Notional         Fair         Notional         Fair
                                 amount         value          amount         value
---------------------------------------------------------------------------------------
COMMITMENTS TO EXTEND
CREDIT AND LETTERS
OF CREDIT:
  Commitments to extend
    credit                    $  5,043,905   $     12,228   $  4,845,044   $     10,666
  Letters of credit                151,123          9,518        145,947          8,020
=======================================================================================

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

         Derivative instruments that are used as part of the Corporation's interest rate risk-management strategy include interest rate swaps, index options and interest rate forwards and futures contracts. As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management. Interest rate swaps generally involve the exchange of fixed- and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date. Index options are over-the-counter (OTC) contracts that the Corporation enters into in order to receive the appreciation of the Standard and Poor's 500 Index over a specified period. Interest rate forwards and futures are contracts for the delayed delivery of securities which the seller agrees to deliver on a specified future date at a specified price or yield.

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

         By using derivative instruments, the Corporation exposes itself to credit and market risk. If counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation's credit risk will equal the fair-value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. When the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore, assumes no repayment risk. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Concentrations of credit risk which arise through the Corporation's off-balance sheet lending activities are presented in Note 27.

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

Cash Flow Hedges

Futures and forwards are contracts for the delayed delivery of securities in which the seller agrees to deliver on a specified future date, a

                                                POPULAR, INC. 2003 Annual Report

specified instrument, at a specified price or yield. These contracts qualify for cash flow hedge accounting in accordance with SFAS No. 133, as amended and therefore, changes in the fair value of the derivatives are recorded in other comprehensive income. As of December 31, 2003, the fair market values of these forwards were $72,000 recorded in other liabilities. As of December 31, 2003, the total amount (net of tax) included in accumulated other comprehensive income pertaining to forward contracts was an unrealized loss of $44,000, which the Corporation expects to reclassify into earnings in the next twelve months. These contracts have a maximum maturity of 20 days. As of December 31, 2002, the fair market value of these forwards were $75,000 recorded in other liabilities. As of December 31, 2002, the total amount (net of tax) included in accumulated other comprehensive income pertaining to forward contracts was an unrealized loss of $46,000.

         The Corporation purchased interest rate caps in conjunction with a series of securitizations in order to limit the interest rate payable to the security holders. These contracts are designated as cash flow hedges and considered highly effective at inception. As of December 31, 2003, the fair market value of these interest rate caps considered highly effective was $4,037,000 included in other assets and the amount included in accumulated other comprehensive income was a loss of $1,370,000. These contracts have a maximum maturity of 2.6 years. As part of these contracts, during 2003 the Corporation reclassified $347,000 from other comprehensive income into earnings pertaining to the ineffective portion of changes in fair value of the cash flow hedge and $1,489,000 pertaining to the caplets expiration, both amounts included as an increase to interest expense. Assuming no change in interest rates, $1,723,000, net of tax, of accumulated other comprehensive loss is expected to be reclassified to earnings over the next twelve months as contractual payments are made.

         During 2003 the Corporation discontinued the hedge accounting for certain caps that ceased to be highly effective and as a result reclassified a net loss of $1,285,000 into earnings. As of December 31, 2003, the fair value of these caps was $1,397,000 and the related unrealized loss in accumulated other comprehensive income amounted to $1,177,000, net of tax. The unrealized loss accumulated in other comprehensive income will be amortized to earnings over the term of the contract as contractual payments are made. The changes in fair value of the caps after the discontinuance of the hedging relationship amounted to a loss of $76,000 and was recorded in interest expense.

         As of December 31, 2002, the fair market value of these interest rate caps was $3,192,000 included in other assets and the amount included in accumulated other comprehensive income was a loss of $2,883,000.

         The Corporation also entered into a $25,000,000 million notional amount interest rate swap to convert floating rate debt to fixed rate debt in order to fix the cost of short-term borrowings. This contract qualifies for cash flow hedge accounting in accordance with SFAS No. 133, as amended. As of December 31, 2003, the fair market value of the interest rate swap was $188,000 included in other liabilities and the amount included in accumulated other comprehensive income was a loss of $115,000. This contract matures on October 17, 2005. As of December 31, 2002, the fair market value of this interest rate swap was $156,000 included in other assets and the amount included in accumulated other comprehensive income was a gain of $160,000.

         For cash flow hedges, gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current-period earnings are included in the line item in which the hedged item is recorded and in the same period in which the forecasted transaction affects earnings.

Trading and Non-Hedging Activities

The Corporation offers its customers deposits whose returns are tied to the performance of the Standard and Poor's 500 stock market index. In order to limit the Corporation's exposure to changes in the stock market index, the Corporation purchases index options from major broker dealer companies. These options are over-the-counter (OTC) contracts that are traded in the over the counter market. OTC options are not listed on an options exchange and do not have standardized terms. OTC contracts are executed between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and maturity. In accordance with SFAS No. 133, the Corporation has bifurcated the related embedded option within the customers deposits from the host contract which does not qualify for hedge accounting. As of December 31, 2003, the Corporation had recognized a derivative liability of $7,383,000 based on the fair value of the indexed options, a derivative liability of $6,596,000 based on the fair value of the bifurcated option, and a related discount on the certificates of deposit of $11,319,000. These amounts are included in other liabilities and deposits, respectively. As of December 31, 2002, the Corporation had recognized a derivative liability of $15,043,000 based on the fair value of the indexed options, a derivative liability of $3,685,000 based on the fair value of the bifurcated option, and a related discount on the certificates of deposit of $15,189,000.

         The Corporation uses interest rate swaps to convert floating rate debt to fixed rate debt in order to fix the future cost of the portfolio of short-term borrowings. The specific terms and notional amounts of the swaps are determined based on management's assessment of future interest rates, as well as other factors. During the second quarter of 2003, the Corporation terminated the interest rate contracts outstanding with a notional amount of $500,000,000. These swaps did not qualify as hedges in accordance with SFAS No. 133, as amended, and therefore changes in fair value of the derivatives were recorded in the statement of income.

         During 2003, the Corporation purchased an option related to the issuance of $31,152,000 in notes linked to the S&P 500 Index through an embedded option which has been bifurcated from the host contract, and in accordance with SFAS No. 133 does not qualify for hedge accounting. The Corporation recognized an asset of $2,050,000 pertaining to the fair market value of the purchased option, a derivative liability of $2,050,000 based on the fair value of the bifurcated option and a related discount on the notes of $1,833,000.

         In addition to using derivative instruments as an interest rate risk management tool, the Corporation also utilizes derivatives such as foreign exchange contracts and interest rate swaps in its capacity as an intermediary on behalf of its customers. The Corporation minimizes its market risk and credit risk by taking offsetting positions under the same terms and conditions with credit limit approvals and monitoring procedures. Market value changes on these swaps and other derivatives are recognized in income in the period of change. As of December 31, 2003, the Corporation included $414,000 and $129,000 in securities and other assets, respectively, and $543,000 in other liabilities pertaining to the fair value of $49,371,000 in interest rate contracts. As of December 31, 2002, the Corporation did not have any of the above mentioned interest rate or foreign exchange contracts outstanding.

     For the years ended December 31, 2003 and 2002 the Corporation recognized losses of $7,477,000 and $20,085,000, respectively, as a result of the changes in fair value of the non-hedging derivatives included as part of interest expense.

     At December 31, 2003 and 2002, respectively, the Corporation also had forward contracts to sell $351,900,000 and $194,700,000 of mortgage-backed securities with terms lasting less than a month which were accounted for as trading derivatives. These contracts are recognized at fair market value with changes directly reported in income. At December 31, 2003 and 2002, respectively, the fair market value of these forwards was a liability of $990,313 and of $153,000, respectively. These contracts are entered into in order to optimize the gain on sales of mortgage loans and/or mortgage-backed securities and net interest income, given levels of interest rate risk consistent with the Corporation's business strategies.

     In addition, the Corporation entered into mortgage-backed securities (TBA's) for trading purposes. The gross notional amounts of these forward commitments to sell as of December 31, 2003 amounted to $94,200,000 and the gross notional amount of the commitments to purchase amounted to $11,000,000. The fair value of these derivative financial instruments was $99,000 at December 31, 2003.

NOTE 30 - SUPPLEMENTAL DISCLOSURE ON THE CONSOLIDATED STATEMENTS OF CASH FLOWS:

During the year ended December 31, 2003, the Corporation paid interest and income taxes amounting to $751,152,000 and $136,634,000, respectively (2002 - $842,137,000 and $135,247,000; 2001 - $1,080,436,000 and $94,358,000). In
addition, loans transferred to other real estate and other property for the year ended December 31, 2003, amounted to $85,493,000 and $27,205,000, respectively (2002 - $59,052,000 and $31,733,000).

     During the first quarter of 2003, the Corporation transferred $637,925,000 of loans held-for-sale to the loan portfolio (held-for-investment) based on management intent and ability.

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

     The Corporation's auto and lease segment provides financing for vehicles and equipment through Popular Auto in Puerto Rico and Popular Leasing, USA in the U.S. mainland. The "Other" category includes all holding companies and non-banking subsidiaries which provide insurance agency services, retail financial services, broker/ dealer activities, as well as those providing ATM processing services, electronic data processing and consulting services, sale and rental of electronic data processing equipment, and selling and maintenance of computer software.

     The accounting policies of the segments are the same as those followed by the Corporation in the ordinary course of business and conform with generally accepted accounting principles and with general practices within the financial industry. Following are the results of operations and selected financial information by operating segment for each of the three years ended December 31:

                                                                      2003
-----------------------------------------------------------------------------------------------------------------------
                                                 MORTGAGE AND      AUTO AND
                                  COMMERCIAL      CONSUMER          LEASE                     ELIMINA-
      (IN THOUSANDS)               BANKING         LENDING        FINANCING      OTHER        TIONS          TOTAL
-----------------------------------------------------------------------------------------------------------------------
Net interest income (loss)      $    937,957   $    265,354   $     81,315  ($      6,007)  $      6,069   $  1,284,688
Provision for loan losses            123,656         52,383         19,900                                      195,939

Other income                         281,797         79,378         19,572        274,436        (29,173)       626,010
Amortization of intangibles            7,478                                          366                         7,844
Depreciation expense                  48,395          4,688         11,417          8,507                        73,007
Other operating expenses             689,962        151,540         32,801        158,928           (999)     1,032,232
Net gain of minority interest                          (435)                                                       (435)
Income tax                            56,536         45,946         14,158         20,295         (6,609)       130,326
-----------------------------------------------------------------------------------------------------------------------
 Net income                     $    293,727   $     89,740   $     22,611   $     80,333   ($    15,496)  $    470,915
=======================================================================================================================
 Segment assets                 $ 27,688,403   $  8,072,879   $  1,551,512   $  7,302,038   ($ 8,180,117)  $ 36,434,715
=======================================================================================================================

                                                                       2002
-----------------------------------------------------------------------------------------------------------------------
                                                 MORTGAGE AND     AUTO AND
                                   COMMERCIAL      CONSUMER        LEASE                        ELIMINA-
       (IN THOUSANDS)               BANKING        LENDING       FINANCING       OTHER           TIONS         TOTAL
-----------------------------------------------------------------------------------------------------------------------
Net interest income (loss)      $    907,319   $    206,464   $     66,838  ($     20,624)  $        247   $  l,160,244
Provision for loan losses            134,762         44,033         26,775                                      205,570
Other income                         270,402         70,771         19,132        194,109        (10,651)       543,763
Amortization of intangibles            8,959                                          145                         9,104
Depreciation expense                  52,595          4,318         10,789          6,465                        74,167
Other operating expenses             658,179        123,309         30,975        134,257           (989)       945,731
Net gain of minority interest                          (248)                                                       (248)
Income tax                            69,000         36,820          6,474          7,367         (2,406)       117,255
-----------------------------------------------------------------------------------------------------------------------
 Net income                     $    294,226   $     68,507   $     10,957   $     25,251   ($     7,009)  $    351,932
=======================================================================================================================
 Segment assets                 $ 26,525,374   $  5,884,442   $  1,235,402   $  6,979,182   ($ 6,964,048)  $ 33,660,352
=======================================================================================================================

                                                                      2001
-----------------------------------------------------------------------------------------------------------------------
                                                MORTGAGE AND     AUTO AND
                                  COMMERCIAL      CONSUMER        LEASE                         ELIMINA-
     (IN THOUSANDS)                BANKING        LENDING       FINANCING        OTHER           TIONS         TOTAL
-----------------------------------------------------------------------------------------------------------------------
Net interest income (loss)      $    886,974   $    137,013   $     53,124  ($     20,248)  ($       106)  $  1,056,757
Provision for loan losses            149,630         42,300         21,320                                      213,250
Other income                         248,248         66,711         19,860        168,764        (11,767)       491,816
Amortization of intangibles           21,827            728            755          4,128                        27,438
Depreciation expense                  57,466          3,690         10,058          4,748                        75,962
Other operating expenses             575,007        100,637         24,094        123,947           (876)       822,809
Net loss of minority interest                            18                                                          18
Income tax                            79,128         20,114          6,414          2,412         (2,788)       105,280
Cumulative effect of
 accounting change                       686                                                                        686
-----------------------------------------------------------------------------------------------------------------------
 Net income                     $    252,850   $     36,273   $     10,343   $     13,281   ($     8,209)  $    304,538
=======================================================================================================================
 Segment assets                 $ 25,538,228   $  4,344,797   $  1,037,468   $  6,752,836   ($ 6,928,653)  $ 30,744,676
=======================================================================================================================

     During the year ended December 31, 2003, the Corporation's parent holding company realized gains on the sale of marketable equity securities approximating $67,900,000 ($59,400,000 after tax).

                                                POPULAR, INC. 2003 Annual Report

These gain are included as part of "other income" within the "other" reportable segment category.

Intersegment revenues*

      (In thousands)                 2003          2002           2001
--------------------------------------------------------------------------
Commercial Banking              $     60,450   $     67,402   $     68,576
Mortgage and Consumer Lending       (148,050)      (171,681)      (176,591)
Auto and Lease Financing             (50,137)       (53,735)       (56,035)
Other                                160,841        168,418        175,923
--------------------------------------------------------------------------
Total intersegment revenues     $     23,104   $     10,404   $     11,873
==========================================================================

* For purposes of the intersegment revenues disclosure, revenues include interest income (expense) related to internal funding and other income derived from intercompany transactions, mainly related to gain on sales of loans.

Geographic Information

      (In thousands)                 2003           2002           2001
--------------------------------------------------------------------------
Revenues*:
Puerto Rico                     $  1,289,920   $  1,174,193   $  1,113,958
United States                        568,755        477,990        387,754
Other                                 52,023         51,824         46,861
--------------------------------------------------------------------------
Total consolidated revenues     $  1,910,698   $  1,704,007   $  1,548,573
==========================================================================

* Total revenues include net interest income, service charges on deposit accounts, other service fees, gain (loss) on sale of investment securities, trading account loss, gain on sale of loans and other operating income.

        (In thousands)                             2003           2002           2001
-----------------------------------------------------------------------------------------
Selected Balance Sheet Information:
Puerto Rico
    Total assets                               $ 22,530,059   $ 22,307,784   $ 20,800,728
    Loans                                        10,792,902     10,065,646      9,879,632
    Deposits                                     12,377,181     12,036,491     10,874,829
United States
    Total assets                               $ 13,221,947   $ 10,637,293   $  9,174,050
    Loans                                        11,421,958      9,140,382      7,868,729
    Deposits                                      4,798,841      4,778,234      4,718,692
Other
    Total assets                               $    682,709   $    715,275   $    769,898
    Loans                                           387,332        376,091        420,190
    Deposits                                        921,806        800,015        776,521
-----------------------------------------------------------------------------------------

NOTE 32 - CONTINGENT LIABILITIES:

The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation's financial position or results of operations.

     On January 16, 2004, the U.S. District Court for the District of Puerto Rico approved a request filed by the U.S. Department of Justice to dismiss the one-count information filed against Banco Popular de Puerto Rico (BPPR) on January 16, 2003, and proceeded to dismiss it, effective immediately. The United States noted that the period of twelve months had expired and BPPR was in full compliance with all of its obligations under the Deferred Prosecution Agreement. The course of action taken by the Court follows the terms of a Deferred Prosecution Agreement among BPPR, the U.S. Department of Justice, the Federal Reserve System, and the Financial Crimes Enforcement Network of the U.S. Department of Treasury (FinCEN), approved on January 16, 2003. The Agreement stipulated that the U.S. Department of Justice would request the dismissal of one-count information within 30 days after the 12-month period following the settlement, provided BPPR complied with its obligations under the Agreement over the course of one year.

NOTE 33 - GUARANTEES

The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements. These various arrangements are summarized below.

     The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customer fails to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. In accordance with the provisions of FIN No. 45, at December 31, 2003, the Corporation recorded a liability of $334,000, which represents the fair value of the obligations undertaken in issuing the guarantees under the standby letters of credit issued or modified after December 31, 2002. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. Standby letters of credit and risk participations in standby letters of credit outstanding at December 31, 2003 had terms ranging from less than 1 year to 5 years. The contract amounts in standby letters of credit outstanding at December 31, 2003 and 2002 represent the maximum potential amount of future payments the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon. Management does not anticipate any material losses related to these instruments.

     At December 31, 2003, the Corporation serviced $1,625,839,000 (2002 - $1,584,469,000) in residential mortgage loans with recourse or other servicer-provided credit enhancement. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to reimburse the third party investor. The maximum potential amount of future payments that the Corporation would be required to make under the agreement in the event of nonperformance by the borrowers, is equivalent to the total outstanding balance of the residential mortgage loans serviced. In the event of nonperformance, the Corporation has rights to the underlying collateral securing the mortgage loan, thus the losses associated to these guarantees should not be significant. At December 31, 2003, the Corporation also serviced $4,657,422,000 (2002 - $4,333,591,000) in mortgage loans without recourse or other servicer-provided credit enhancement. Although the Corporation may, from time to time, be required to make advances to maintain a regular flow of scheduled interest and principal payments to investors, including special purpose entities, this does not represent an insurance against losses. These loans serviced are mostly insured by FHA, VA, and others, or the certificates arising in securitization transactions may be covered by a funds guaranty insurance policy.

   Also, in the ordinary course of business, the Corporation sold SBA loans with recourse, in which servicing was retained. At December 31, 2003, SBA loans serviced with recourse amounted to $91,556,000 (2002 - $16,908,000). Due to the guaranteed nature of the SBA loans sold, the Corporation's exposure to loss under these agreements should not be significant.

   The Corporation fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries totaling $3,623,787,000 at December 31, 2003 (2002 - $3,377,800,000). In
addition, at December 31, 2003, the Corporation fully and unconditionally guaranteed $444,000,000 of Capital Securities issued by two wholly-owned issuing trust entities that have been deconsolidated based on FIN No. 46R. Also, as of the end of 2003, Popular North America, Inc. fully and unconditionally guaranteed $403,000,000 of certain borrowing obligations issued by one of its non-banking subsidiaries.

   A number of the acquisition agreements to which the Corporation is a party and under which it has purchased various types of assets, including the purchase of entire businesses, require the Corporation to make additional payments in future years if certain predetermined goals, such as revenue targets, are achieved and occur within a specified time. As these contingencies are relative to the attainment of the established goals and do not specify dollar limitations, it is not possible to quantify the aggregate exposure to the Corporation resulting from these agreements. Due to the nature and size of the operations acquired, management does not anticipate that these additional payments will have a material impact on the Corporation's financial condition or results of future operations.

NOTE 34 - POPULAR, INC. (HOLDING COMPANY ONLY) FINANCIAL INFORMATION:

The following condensed financial information presents the financial position of the Holding Company only as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31.

STATEMENTS OF CONDITION

                                                   December 31,
--------------------------------------------------------------------
(In thousands)                                   2003       2002
--------------------------------------------------------------------
ASSETS
Cash                                         $      995  $      324
Money market investments                        114,297       2,937
Investment securities available-for-sale,
   at market value                               56,680      90,679
Other investment securities, at cost            441,686     132,982
Investment in BPPR and subsidiaries,
   at equity                                  1,525,426   1,511,933
Investment in Popular International Bank
   and subsidiaries, at equity                  962,448     680,602
Investment in other subsidiaries, at
   equity                                       164,254     129,935
Advances to subsidiaries                         64,700     150,574
Loans to affiliates                              14,768      16,949
Premises and equipment                           10,378      11,192
Other assets                                     29,285      22,075
-------------------------------------------------------------------
   Total assets                              $3,384,917  $2,750,182
===================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Federal funds purchased                                  $   10,300
Commercial paper                                             18,989
Other short-term borrowings                  $   35,675      10,202
Notes payable                                   424,635     137,777
Accrued expenses and other liabilities           45,190      37,035
Subordinated notes                              125,000     125,000
Stockholders' equity                          2,754,417   2,410,879
-------------------------------------------------------------------
   Total liabilities and stockholders'
     equity                                  $3,384,917  $2,750,182
===================================================================

STATEMENTS OF INCOME

                                                        Year ended December 31,
--------------------------------------------------------------------------------------
(In thousands)                                    2003         2002          2001
--------------------------------------------------------------------------------------
Income:
   Dividends from subsidiaries                  $ 135,273    $ 248,000    $ 248,550
   Interest on money market and
   investment securities                            2,070        1,466        2,680
   Other operating income                          15,331       18,472       14,519
   Gain (loss) on sale of securities               67,778       (2,361)        (100)
   Interest on advances to subsidiaries             2,667       10,774       19,873
   Interest on loans to affiliates                    716          961        1,652
--------------------------------------------------------------------------------------
   Total income                                   223,835      277,312      287,174
--------------------------------------------------------------------------------------
Expenses:
   Interest expense                                19,804       21,435       32,360
   Operating expenses                               6,410        2,297        2,802
--------------------------------------------------------------------------------------
   Total expenses                                  26,214       23,732       35,162
--------------------------------------------------------------------------------------
Income before income taxes and equity in
   undistributed earnings of subsidiaries         197,621      253,580      252,012
Income taxes                                        8,490         (308)      (1,399)
--------------------------------------------------------------------------------------
Income before equity in undistributed
   earnings of subsidiaries                       189,131      253,888      253,411
Equity in undistributed earnings
   of subsidiaries                                281,784       98,044       51,127
--------------------------------------------------------------------------------------
Net income                                      $ 470,915    $ 351,932    $ 304,538
======================================================================================

                                                POPULAR, INC. 2003 Annual Report

STATEMENTS OF CASH FLOWS

                                                         Year ended December 31,
(In thousands)                                       2003         2002         2001
----------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                     $ 470,915    $ 351,932    $ 304,538
----------------------------------------------------------------------------------------
   Adjustments to reconcile net income
     to net cash provided by operating
     activities:
     Equity in undistributed earnings
        of subsidiaries                            (281,784)     (98,044)     (51,127)
     Net (gain) loss on sale of investment
        securities available-for-sale               (67,778)       2,361          100
     Earnings from investments under
        the equity method                            (1,442)      (1,430)         502
     Stock options expense                              217          148
     Net (increase) decrease in other assets         (1,748)       2,403      (10,518)
     Net decrease in current and
        deferred taxes                                 (267)        (339)         (21)
     Net increase (decrease) in interest payable         22         (179)     (12,599)
     Net increase (decrease) in other
        liabilities                                   1,544       (2,080)      12,369
----------------------------------------------------------------------------------------
     Total adjustments                             (351,236)     (97,160)     (61,294)
----------------------------------------------------------------------------------------
     Net cash provided by operating
        activities                                  119,679      254,772      243,244
----------------------------------------------------------------------------------------
Cash flows from investing activities:
     Net (increase) decrease in money
        market investments                         (111,360)     110,000      (92,100)
     Purchases of investment securities:
        Available-for-sale                                                   (102,631)
        Other                                      (300,038)     (34,347)      (1,271)
     Proceeds from maturities and redemptions of
        investment securities:
        Available-for-sale                                                     99,354
        Other                                                         38          325
     Proceeds from sales of investment
        securities available-for-sale                83,003           93
     Capital contribution to subsidiaries          (212,090)         (50)      (6,815)
     Net change in advances to subsidiaries
        and affiliates                               88,055       28,889      347,362
----------------------------------------------------------------------------------------
     Net cash (used in) provided by investing
        activities                                 (452,430)     104,623      244,224
----------------------------------------------------------------------------------------
Cash flows from financing activities:
     Net (decrease) increase in assets sold
        under agreements to repurchase              (10,300)      10,300
     Net (decrease) increase in commercial
        paper                                       (18,989)      18,989      (51,987)
     Net increase (decrease) in other
        short-term borrowings                        25,473       10,202     (325,726)
     Net increase (decrease) in notes
        payable                                     275,528      (61,141)     (13,093)
     Cash dividends paid                           (134,603)    (108,003)    (106,384)
     Proceeds from issuance of
        common stock                                 15,765       11,166        9,702
     Proceeds from issuance of
        preferred stock                             180,548
     Redemption of preferred stock                              (102,000)
     Treasury stock acquired                                    (138,847)
----------------------------------------------------------------------------------------
   Net cash provided by (used in)
     financing activities                           333,422     (359,334)    (487,488)
----------------------------------------------------------------------------------------
Net increase (decrease) in cash                         671           61          (20)
Cash at beginning of year                               324          263          283
----------------------------------------------------------------------------------------
Cash at end of year                               $     995    $     324    $     263
========================================================================================

   The principal source of income for the Holding Company consists of dividends from BPPR. As a member subject to the regulations of the Federal Reserve Board, BPPR must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by it during the calendar year would exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 20. At December 31, 2003, BPPR could have declared a dividend of approximately $155,775,000 without the approval of the Federal Reserve.

NOTE 35 - CONDENSED CONSOLIDATING FINANCIAL INFORMATION OF GUARANTOR AND ISSUERS OF REGISTERED GUARANTEED SECURITIES:

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (PIHC), Popular International Bank, Inc. (PIBI), Popular North America, Inc. (PNA) and all other subsidiaries of the Corporation as of December 31, 2003 and 2002, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2003. PIBI, PNA, and their wholly-owned subsidiaries, except BPNA and Banco Popular, National Association (BP,N.A.), have a fiscal year that ends on November 30. Accordingly, the consolidated financial information of PIBI and PNA as of November 30, 2003, 2002 and 2001, corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31, 2003, 2002 and 2001, respectively.

   PIHC, PIBI and PNA are authorized issuers of debt securities and preferred stock under shelf registrations filed with the SEC.

   PIBI is an operating subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries, ATH Costa Rica, CreST, S.A., Popular Insurance V.I., Inc. and PNA.

   PNA is an operating subsidiary of PIBI and is the holding company of its wholly-owned subsidiaries, Popular Cash Express, Inc., Equity One, Inc., BPNA, including its wholly-owned subsidiaries Popular Leasing, U.S.A., Popular Insurance Agency, U.S.A. and Popular FS, LLC, and BP, N.A., including its wholly-owned subsidiary Popular Insurance, Inc.

   PIHC fully and unconditionally guarantees all registered debt securities and preferred stock issued by PIBI and PNA. As described in Note 34 to the consolidated financial statements, the principal source of income for PIHC consists of dividends from BPPR.

Condensed Consolidating Statement of Condition

                                                                      At December 31, 2003
------------------------------------------------------------------------------------------------------------------------------
                                         Popular, Inc.      PIBI           PNA        All other   Elimination    Popular, Inc.
(In thousands)                            Holding Co.    Holding Co.    Holding Co. Subsidiaries    Entries      Consolidated
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                   $      995     $       47     $    2,444  $   722,181   ($    37,577)  $   688,090
Money market investments                     114,297            300         56,890    1,139,713       (538,307)      772,893
Investment securities
   available-for-sale, at market value        56,680         35,536          6,879    9,957,584         (5,100)   10,051,579
Investment securities
   held-to-maturity, at amortized cost                                                  186,821                      186,821
Trading account securities, at market
   value                                                                                605,119                      605,119
Other investment securities, at cost         441,686          5,002          4,640       81,816       (300,000)      233,144
Investment in subsidiaries                 2,652,128        887,671        935,084      219,378     (4,694,261)
Loans held-for-sale, at lower of cost
   or market                                                                            283,571        (11,979)      271,592
------------------------------------------------------------------------------------------------------------------------------
Loans                                         79,468                     2,511,262   24,634,365     (4,611,216)   22,613,879
Less - Unearned income                                                                  283,279                      283,279
       Allowance for loan losses                                                        408,542                      408,542
------------------------------------------------------------------------------------------------------------------------------
                                              79,468                     2,511,262   23,942,544     (4,611,216)   21,922,058
------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                        10,378                                    475,074                      485,452
Other real estate                                                                        53,898                       53,898
Accrued income receivable                        205              1         11,180      181,939        (17,173)      176,152
Other assets                                  29,080         20,705          2,435      707,310          9,507       769,037
Goodwill                                                                                191,490                      191,490
Other intangible assets                                                                  27,390                       27,390
------------------------------------------------------------------------------------------------------------------------------
                                          $3,384,917     $  949,262     $3,530,814  $38,775,828   ($10,206,106)  $36,434,715
==============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits:
     Non-interest bearing                                                           $ 3,764,226   ($    37,519)  $ 3,726,707
     Interest bearing                                                                14,675,297       (304,176)   14,371,121
------------------------------------------------------------------------------------------------------------------------------
                                                                                     18,439,523       (341,695)   18,097,828
Federal funds purchased and assets
   sold under agreements to repurchase                                                6,038,714       (259,727)    5,778,987
   Other short-term borrowings            $   35,675     $      205     $  175,761    2,732,405       (947,422)    1,996,624
   Notes payable                             424,635          8,573      2,445,336    7,737,952     (3,624,471)    6,992,025
   Subordinated notes                        125,000                                                                 125,000
   Other liabilities                          45,190            133         30,450      636,376        (22,420)      689,729
------------------------------------------------------------------------------------------------------------------------------
                                             630,500          8,911      2,651,547   35,584,970     (5,195,735)   33,680,193
------------------------------------------------------------------------------------------------------------------------------
   Minority interest in consolidated
    subsidiaries                                                                            105                          105
------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
Preferred stock                              186,875                                    300,000       (300,000)      186,875
Common stock                                 837,566          3,962              2       69,537        (73,501)      837,566
Surplus                                      312,027        678,038        619,964    1,363,998     (2,659,389)      314,638
Retained earnings                          1,604,462        263,840        259,360    1,471,535     (1,997,346)    1,601,851
Treasury stock, at cost                     (205,527)                                      (780)           780      (205,527)
Accumulated other comprehensive
   income (loss), net of tax                  19,014         (5,489)           (59)     (13,537)        19,085        19,014
------------------------------------------------------------------------------------------------------------------------------
                                           2,754,417        940,351        879,267    3,190,753     (5,010,371)    2,754,417
------------------------------------------------------------------------------------------------------------------------------
                                          $3,384,917     $  949,262     $3,530,814  $38,775,828   ($10,206,106)  $36,434,715
==============================================================================================================================

                                                POPULAR, INC. 2003 Annual Report

Condensed Consolidating Statement of Condition

                                                                        At December 31, 2002
--------------------------------------------------------------------------------------------------------------------------
                                         Popular, Inc.     PIBI           PNA       All other  Elimination    Popular, Inc.
(In thousands)                            Holding Co.   Holding Co.   Holding Co. Subsidiaries   Entries      Consolidated
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from hanks                   $       324    $      70    $    1,161  $   694,114  $   (43,113)    $   652,556
Money market investments                        2,937          300         9,708    1,250,994     (169,293)      1,094,646
Investment securities
  available-for-sale, at market value          90,679       28,288         6,720   10,189,969       (5,000)     10,310,656
Investment securities
  held-to-maturity, at amortized cost                                                 329,391     (148,640)        180,751
Trading account securities, at
  market value                                                                        510,346                      510,346
Other investment securities, at cost          132,982            2                     88,263                      221,247
Investment in subsidiaries                  2,322,470      624,306       850,071      199,869   (3,996,716)
Loans held-for-sale, at lower of
  cost or market                                                                    1,109,161      (16,234)      1,092,927
--------------------------------------------------------------------------------------------------------------------------
Loans                                         167,523                  2,573,222   20,341,601   (4,306,499)     18,775,847
Less -    Unearned income                                                             286,655                      286,655
          Allowance for loan losses                                                   372,797                      372,797
--------------------------------------------------------------------------------------------------------------------------
                                              167,523                  2,573,222   19,682,149   (4,306,499)     18,116,395
--------------------------------------------------------------------------------------------------------------------------
Premises and equipment                         11,192                                 449,985                      461,177
Other real estate                                                                      39,399                       39,399
Accrued income receivable                         294            2        11,891      194,372      (22,010)        184,549
Other assets                                   21,781       36,409        15,068      503,268        1,565         578,091
Goodwill                                                                              182,965                      182,965
Other intangible assets                                                                34,647                       34,647
--------------------------------------------------------------------------------------------------------------------------
                                          $ 2,750,182    $ 689,377    $3,467,841  $35,458,892  $(8,705,940)    $33,660,352
==========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
  Non-interest bearing                                                            $ 3,410,409  $   (43,024)    $ 3,367,385
  Interest bearing                                                                 14,270,528      (23,173)     14,247,355
--------------------------------------------------------------------------------------------------------------------------
                                                                                   17,680,937      (66,197)     17,614,740
Federal funds purchased and assets
  sold under
  agreements to repurchase                $    10,300                 $  498,883    6,307,488     (132,120)      6,684,551
Other short-term borrowings                    29,191    $      90       439,052    2,477,471   (1,242,242)      1,703,562
Notes payable                                 137,777        8,788     1,849,017    5,517,986   (3,214,715)      4,298,853
Subordinated notes                            125,000                                                              125,000
Preferred beneficial interest in
  Popular North America's junior
  subordinated deferrable interest
  debentures guaranteed by the
    Corporation                                                                       144,000                      144,000
Other liabilities                              37,035          166        64,705      604,830      (29,131)        677,605
--------------------------------------------------------------------------------------------------------------------------
                                              339,303        9,044     2,851,657   32,732,712   (4,684,405)     31,248,311
--------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated
subsidiaries                                                                              110        1,052           1,162
--------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
Common stock                                  834,799        3,962             2       72,577      (76,541)        834,799
Surplus                                       278,366      492,543       439,964    1,335,498   (2,268,005)        278,366
Retained earnings                           1,300,437      170,874       170,956    1,178,321   (1,520,151)      1,300,437
Treasury stock, at cost                      (205,210)                                   (463)         463        (205,210)
Accumulated other comprehensive
  income,
net of tax                                    202,487       12,954         5,262      140,137     (158,353)        202,487
--------------------------------------------------------------------------------------------------------------------------
                                            2,410,879      680,333       616,184    2,726,070   (4,022,587)      2,410,879
--------------------------------------------------------------------------------------------------------------------------
                                          $ 2,750,182    $ 689,377    $3,467,841  $35,458,892  $(8,705,940)    $33,660,352
==========================================================================================================================

Condensed Consolidating Statement of Income

                                                                   Year ended December 31, 2003
--------------------------------------------------------------------------------------------------------------------------
                                         Popular, Inc.     PIBI           PNA         other    Elimination    Popular, Inc.
(In thousands)                            Holding Co.   Holding Co.   Holding Co. Subsidiaries   Entries      Consolidated
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
 Loans                                    $     3,383                 $  145,272  $ 1,612,362  $  (210,981)    $ 1,550,036
 Money market investments                         833    $       6         1,364       67,396      (43,718)         25,881
 Investment securities                          1,237                        817      419,235        1,006         422,295
 Trading securities                                                                    36,026                       36,026
--------------------------------------------------------------------------------------------------------------------------
                                                5,453            6       147,453    2,135,019     (253,693)      2,034,238
--------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 Deposits                                                                             344,458       (1,567)        342,891
 Short-term borrowings                            446            1        15,097      200,298      (68,386)        147,456
 Long-term debt                                19,358          231       139,111      290,312     (189,809)        259,203
--------------------------------------------------------------------------------------------------------------------------
                                               19,804          232       154,208      835,068     (259,762)        749,550
--------------------------------------------------------------------------------------------------------------------------
Net interest (loss) income                    (14,351)        (226)       (6,755)   1,299,951        6,069       1,284,688
Provision for loan losses                                                             195,939                      195,939
--------------------------------------------------------------------------------------------------------------------------
Net interest (loss) income after
  provision
for loan losses                               (14,351)        (226)       (6,755)   1,104,012        6,069       1,088,749
Service charges on deposit accounts                                                   161,851          (12)        161,839
Other service fees                                                                    287,599       (3,207)        284,392
Gain (loss) on sale of investment
  securities                                   67,778                        (68)       3,384                       71,094
Trading account loss                                                                  (10,214)                     (10,214)

Gain on sale of loans                                                                  73,471      (19,899)         53,572
Other operating income                         15,331        4,272                     51,779       (6,055)         65,327
--------------------------------------------------------------------------------------------------------------------------
                                               68,758        4,046        (6,823)   1,671,882      (23,104)      1,714,759
--------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Personnel costs:
 Salaries                                                      325                    388,205           (3)        388,527
 Profit sharing                                                                        20,647                       20,647
 Pension and other benefits                                     58                    117,212                      117,270
--------------------------------------------------------------------------------------------------------------------------
                                                               383                    526,064           (3)        526,444
Net occupancy expenses                                          13                     83,617                       83,630
Equipment expenses                                                                    104,821                      104,821
Other taxes                                     1,297                                  36,607                       37,904
Professional fees                               1,480           20           400       80,826         (401)         82,325
Communications                                     47                                  57,991                       58,038
Business promotion                                                                     73,277                       73,277
Printing and supplies                                                                  19,111                       19,111
Other operating expenses                        3,586           98           756      115,844         (595)        119,689
Amortization of intangibles                                                             7,844                        7,844
--------------------------------------------------------------------------------------------------------------------------
                                                6,410          514         1,156    1,106,002         (999)      1,113,083
--------------------------------------------------------------------------------------------------------------------------
Income (loss) before income tax,
  minority interest and equity in
    earnings of
    subsidiaries                               62,348        3,532        (7,979)     565,880      (22,105)        601,676

Income tax                                      8,490                     (1,305)     129,750       (6,609)        130,326
Net gain of minority interest                                                            (435)                        (435)
--------------------------------------------------------------------------------------------------------------------------
Income (loss) before equity in
  earnings of subsidiaries                     53,858        3,532        (6,674)     435,695      (15,496)        470,915
Equity in earnings of subsidiaries            417,057       89,433        95,077       50,442     (652,009)
--------------------------------------------------------------------------------------------------------------------------
NET INCOME                                $   470,915    $  92,965    $   88,403  $   486,137  $  (667,505)    $   470,915
==========================================================================================================================

                                                POPULAR, INC. 2003 Annual Report

Condensed Consolidating Statement of Income

                                                                   Year ended December 31, 2002
--------------------------------------------------------------------------------------------------------------------------
                                         Popular, Inc.     PIBI           PNA         other    Elimination    Popular, Inc.
(In thousands)                            Holding Co.   Holding Co.   Holding Co. Subsidiaries   Entries      Consolidated
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
 Loans                                    $    11,735                 $  154,873  $ 1,595,811  $  (233,516)    $ 1,528,903
 Money market investments                         260    $       9           179       76,499      (44,442)         32,505
 Investment securities                          1,206                      1,059      456,426      (12,766)        445,925
 Trading securities                                                                    16,628         (164)         16,464
                                          --------------------------------------------------------------------------------
                                               13,201            9       156,111    2,145,364     (290,888)      2,023,797
                                          --------------------------------------------------------------------------------
INTEREST EXPENSE:
 Deposits                                                                             433,252         (837)        432,415
 Short-term borrowings                          1,588          110        22,308      237,402      (76,065)        185,343
 Long-term debt                                19,847           52       152,809      287,320     (214,233)        245,795
                                          --------------------------------------------------------------------------------
                                               21,435          162       175,117      957,974     (291,135)        863,553
                                          --------------------------------------------------------------------------------
Net interest (loss) income                     (8,234)        (153)      (19,006)   1,187,390          247       1,160,244
Provision for loan losses                                                             205,570                      205,570
                                          --------------------------------------------------------------------------------
Net interest (loss) income after
  provision for loan losses                    (8,234)        (153)      (19,006)     981,820          247         954,674
Service charges on deposit accounts                                                   157,727          (14)        157,713
Other service fees                                                                    266,130         (324)        265,806
(Loss) gain on sale of investment
securities                                     (2,361)                        25       (1,006)                      (3,342)
Trading account loss                                                                     (874)          70            (804)
Gain on sale of loans                                                                  61,245       (9,168)         52,077
Other operating income                         18,472        5,119           169       49,768       (1,215)         72,313
                                          --------------------------------------------------------------------------------
                                                7,877        4,966       (18,812)   1,514,810      (10,404)      1,498,437
                                          --------------------------------------------------------------------------------
OPERATING EXPENSES:
  Personnel costs:
    Salaries                                                   303                    361,651            3         361,957
    Profit sharing                                                                     22,235                       22,235
    Pension and other benefits                                  56                    104,493                      104,549
                                          --------------------------------------------------------------------------------
                                                               359                    488,379            3         488,741
Net occupancy expenses                                          13                     78,490                       78,503
Equipment expenses                                                                     99,099                       99,099
Other taxes                                     1,071                                  36,073                       37,144
Professional fees                                 869           11           189       83,930         (339)         84,660
Communications                                     40                                  53,852                       53,892
Business promotion                                                                     61,451                       61,451
Printing and supplies                                                                  19,918                       19,918
Other operating expenses                          317           81           513       96,232         (653)         96,490
Amortization of intangibles                                                             9,104                        9,104
                                          --------------------------------------------------------------------------------
                                                2,297          464           702    1,026,528         (989)      1,029,002
                                          --------------------------------------------------------------------------------
Income (loss) before income tax,
  minority interest
   and equity in earnings of
    subsidiaries                                5,580        4,502       (19,514)     488,282       (9,415)        469,435
Income tax                                       (308)                    (6,494)     126,463       (2,406)        117,255
Net gain of minority interest                                                            (248)                        (248)
Income (loss) before equity in
   earnings of subsidiaries                     5,888        4,502       (13,020)     361,571       (7,009)        351,932
                                          --------------------------------------------------------------------------------
Equity in earnings of subsidiaries            346,044       60,625        73,289       31,960     (511,918)
                                          --------------------------------------------------------------------------------
NET INCOME                                $   351,932    $  65,127    $   60,269  $   393,531  $  (518,927)    $   351,932
                                          ================================================================================

Condensed Consolidating Statement of Income

                                                                     Year ended December 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------
                                     Popular, Inc.      PIBI            PNA              Other        Elimination     Popular, Inc.
(In thousands)                        Holding Co.    Holding Co.     Holding Co.     Subsidiaries       Entries       Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
 Loans                                 $  21,525      $   1,069      $  153,426      $  1,614,050     ($  230,180)    $   1,559,890
 Money market investments                  1,127             19             781            97,931         (52,248)           47,610
 Investment securities                     1,553              2             756           484,095         (13,062)          473,344
 Trading securities                                                                        15,024              (6)           15,018
-----------------------------------------------------------------------------------------------------------------------------------
                                          24,205          1,090         154,963         2,211,100        (295,496)        2,095,862
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 Deposits                                                                                 520,300          (2,419)          517,881
 Short-term borrowings                     1,144            231          64,856           372,091        (108,674)          329,648
 Long-term debt                           31,216                        108,003           236,654        (184,297)          191,576
-----------------------------------------------------------------------------------------------------------------------------------
                                          32,360            231         172,859         1,129,045        (295,390)        1,039,105
-----------------------------------------------------------------------------------------------------------------------------------
Net interest (loss) income                (8,155)           859         (17,896)        1,082,055            (106)        1,056,757
Provision for loan losses                                                                 213,250                           213,250
-----------------------------------------------------------------------------------------------------------------------------------
Net interest (loss) income after
 provision for loan losses                (8,155)           859         (17,896)          868,805            (106)          843,507
Service charges on deposit accounts                                                       147,037             (43)          146,994
Other service fees                                                                        242,701            (154)          242,547
(Loss) gain on sale of investment
 securities                                 (100)           (50)                              177                                27
Trading account profit (loss)                                27                            (1,808)                           (1,781)
Gain on sale of loans                                                                      45,633                            45,633
Other operating income                    14,519          1,915                            53,532         (11,570)           58,396
-----------------------------------------------------------------------------------------------------------------------------------
                                           6,264          2,751         (17,896)        1,356,077         (11,873)        1,335,323
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Personnel costs:
 Salaries                                                   292                           321,094                           321,386
 Profit sharing                                                                            16,251                            16,251
 Pension and other benefits                                  51                            87,454                            87,505
-----------------------------------------------------------------------------------------------------------------------------------
                                                            343                           424,799                           425,142
Net occupancy expenses                                       12                            72,088                            72,100
Equipment expenses                                                                         97,383                            97,383
Other taxes                                1,394                                           37,362                            38,756
Professional fees                          1,275              9             402            72,317            (268)           73,735
Communications                                39                                           48,844                            48,883
Business promotion                                                                         50,783                            50,783
Printing and supplies                                                                      17,804                            17,804
Other operating expenses                      94             61             426            74,212            (608)           74,185
Amortization of intangibles                                                                27,438                            27,438
-----------------------------------------------------------------------------------------------------------------------------------
                                           2,802            425             828           923,030            (876)          926,209
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income tax,
 interest, minority in cumulative
 effect of accounting equity change
 and in earnings of subsidiaries           3,462          2,326         (18,724)          433,047         (10,997)          409,114
Income tax                                (1,399)                        (6,627)          116,095          (2,789)          105,280
Net loss of minority interest                                                                  18                                18
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative
 effect of accounting change and
 equity in earnings of subsidiaries        4,861          2,326         (12,097)          316,970          (8,208)          303,852
Cumulative effect of accounting
 change                                                                                       686                               686
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before equity in
 earnings of subsidiaries                  4,861          2,326         (12,097)          317,656          (8,208)          304,538
Equity in earnings of subsidiaries       299,677         19,845          32,350            23,820        (375,692)
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                             $ 304,538      $  22,171      $   20,253      $    341,476     ($  383,900)    $     304,538
===================================================================================================================================

                                                POPULAR, INC. 2003 Annual Report

Condensed Consolidating Statement of Cash Flows

                                                                     Year ended December 31, 2003
-----------------------------------------------------------------------------------------------------------------------------
                                         Popular, Inc.     PIBI          PNA          Other       Elimination   Popular, Inc.
(In thousands)                            Holding Co.   Holding Co.  Holding Co.   subsidiaries     Entries     Consolidated
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                              $    470,915   $   92,965   $    88,403   $    486,137   ($  667,505)  $     470,915
-----------------------------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
 Equity in undistributed earnings of
 subsidiaries                                (417,057)     (89,433)      (95,077)       (50,442)      652,009
 Depreciation and amortization of
  premises and equipment                          814                                    72,193                        73,007
 Provision for loan losses                                                              195,939                       195,939
 Amortization of intangibles                                                              7,844                         7,844
 Net (gain) loss on sale of investment
 securities                                   (67,778)                        68         (3,384)                      (71,094)
 Net gain on disposition of premises and
 equipment                                                                                 (366)                         (366)
 Net gain on sale of loans, excluding
  loans held-for-sale                                                                   (12,550)                      (12,550)
 Net amortization of premiums and
  accretion of discounts on investments                                                  29,408        (1,112)         28,296
 Net amortization of deferred loan
  origination fees and costs                                                             39,838                        39,838
 Earnings from investments under the
  equity method                                (1,442)      (3,852)                                                    (5,294)
 Stock options expense                            217                                     1,277            (4)          1,490
 Net decrease in loans held-for-sale                                                     81,893        (4,255)         77,638
 Net increase in trading securities                                                    (138,811)                     (138,811)
 Net decrease in accrued income
  receivable                                       89            1           711          8,307          (711)          8,397
 Net increase in other assets                  (2,651)      (1,957)         (868)       (76,297)        1,002         (80,771)
 Net increase (decrease) in interest
  payable                                          22          (24)       10,335        (12,690)          755          (1,602)
 Net (decrease) increase in current and
  deferred taxes                                 (267)                    18,166        (15,380)       (6,650)         (4,131)
 Net increase in postretirement benefit
  obligation                                                                              7,391                         7,391
 Net increase (decrease) in other
  liabilities                                   1,544           (9)      (49,310)        14,584          (464)        (33,655)
-----------------------------------------------------------------------------------------------------------------------------
Total adjustments                            (486,509)     (95,274)     (115,975)       148,754       640,570          91,566
-----------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating
 activities                                   (15,594)      (2,309)      (27,572)       634,891       (26,935)        562,481
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net (increase) decrease  in money market
  investments                                (111,360)                   (47,182)       111,281       369,014         321,753
 Purchases of investment securities:
  Available-for-sale                                        (3,108)      (25,137)    (7,137,932)      444,738      (6,721,439)
  Held-to-maturity                                                                     (667,127)                     (667,127)
  Other                                      (300,038)                                  (36,905)      300,000         (36,943)
 Proceeds from calls, paydowns,
 maturities and
  redemptions of investment securities:
  Available-for-sale                                                                  6,608,023      (443,525)      6,164,498
  Held-to-maturity                                                                      661,555                       661,555
  Other                                                                                  43,353                        43,353
 Proceeds from sales of investment
  securities available-for-sale                83,003                     25,069        702,468                       810,540
 Net repayments (disbursements) on loans       88,055                     61,960     (1,321,399)      304,717        (866,667)
 Proceeds from sale of loans                                                            370,755                       370,755
 Acquisition of loan portfolios                                                      (2,970,276)                   (2,970,276)
 Capital contribution to subsidiaries        (212,090)    (180,000)                                   392,090
 Assets acquired, net of cash                                                            (1,079)                       (1,079)
 Acquisition of premises and equipment                                                 (102,240)                     (102,240)
 Proceeds from sale of premises and                                                       5,358                         5,358
 equipment
 Dividends received from subsidiary           135,273                                    32,000      (167,273)
-----------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing
activities                                   (317,157)    (183,108)       14,710     (3,702,165)    1,199,761      (2,987,959)
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits                                                               751,805      (275,498)        476,307
 Net decrease in federal funds purchased
 and assets sold under agreements to
  repurchase                                  (10,300)                  (498,883)      (268,774)     (127,607)       (905,564)
 Net increase (decrease) in other
  short-term borrowings                         6,484          115      (263,291)       254,934       294,820         293,062
 Net proceeds from (payments of) notes
  payable and capital securities              275,528         (215)      596,319      2,219,966      (558,395)      2,533,203
 Dividends paid to parent company                                                      (135,273)      135,273
 Dividends paid                              (134,603)                                  (32,000)       32,000        (134,603)
 Proceeds from issuance of common stock        15,765                                     3,000        (3,000)         15,765
 Proceeds from issuance of preferred
  stock                                       180,548                                   300,000      (297,389)        183,159
 Treasury stock acquired                                                                   (317)                         (317)
 Capital contribution from parent                          185,494       180,000          2,000      (367,494)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing
 activities                                   333,422      185,394        14,145      3,095,341    (1,167,290)      2,461,012
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due
 from banks                                       671          (23)        1,283         28,067         5,536          35,534
Cash and due from banks at beginning
 of year                                          324           70         1,161        694,114       (43,113)        652,556
-----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year   $        995   $       47   $     2,444   $    722,181   ($   37,577)  $     688,090
=============================================================================================================================

Condensed Consolidating Statement of Cash Flows

                                                                     Year ended December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------
                                         Popular, Inc.     PIBI          PNA          Other       Elimination   Popular, Inc.
(In thousands)                            Holding Co.   Holding Co.   Holding Co.  subsidiaries     Entries     Consolidated
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                              $    351,932   $   65,127   $     60,269  $    393,531   ($  518,927)  $     351,932
-----------------------------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Equity in undistributed earnings of
  subsidiaries                               (346,044)     (60,625)       (73,289)      (31,960)      511,918
 Depreciation and amortization of
  premises and equipment                          814                                    73,353                        74,167
 Provision for loan losses                                                              205,570                       205,570
 Amortization of intangibles                                                              9,104                         9,104
 Net loss (gain) on sale of investment
  securities                                    2,361                         (25)        1,006                         3,342
 Net loss on disposition of premises
  and equipment                                                                             773                           773
 Net gain on sale of loans, excluding
  loans held-for-sale                                                                    (6,718)                       (6,718)
 Net amortization of premiums and
  accretion of discounts on investments                                                  15,980                        15,980
 Net amortization of deferred loan
  origination fees and costs                                                             29,155                        29,155
 Earnings from investments under the
  equity method                                (1,430)      (4,698)                                                    (6,128)
 Stock options expense                            148                                       809                           957
 Net increase in loans held-for-sale                                                   (151,759)       (1,680)       (153,439)
 Net increase in trading securities                                                    (239,240)         (920)       (240,160)
 Net decrease in accrued income
  receivable                                       29                         371         1,906          (712)          1,594
 Net decrease (increase) in other assets        1,560          300          1,406        (6,038)       (1,758)         (4,530)
 Net (decrease) increase in interest
  payable                                        (179)         (47)        17,095         3,556           991          21,416
 Net decrease in current and deferred
  taxes                                          (339)                       (867)      (16,336)       (5,224)        (22,766)
 Net increase in postretirement benefit
  obligation                                                                              7,479                         7,479
 Net (decrease) increase in other
  liabilities                                  (2,080)         140         (7,048)      101,055         4,166          96,233
-----------------------------------------------------------------------------------------------------------------------------
Total adjustments                            (345,160)     (64,930)       (62,357)       (2,305)      506,781          32,029
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)
 operating activities                           6,772          197         (2,088)      391,226       (12,146)        383,961
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net decrease (increase) in money
  market investments                          110,000            1         (9,266)     (169,917)     (195,898)       (265,080)
 Purchases of investment securities:
  Available-for-sale                                        (4,721)    (1,932,303)   (7,401,612)                   (9,338,636)
  Held-to-maturity                                                                  (26,588,518)                  (26,588,518)
  Other                                       (34,347)                                  (17,416)                      (51,763)
 Proceeds from calls, paydowns,
  maturities and redemptions of
  investment securities:
  Available-for-sale                                                    1,931,303     5,501,629        (6,000)      7,426,932
  Held-to-maturity                                                                   27,006,127        (6,000)     27,000,127
  Other                                            38                                    22,208                        22,246
 Proceeds from sales of investment
  securities available for sale                    93                       1,024     1,265,387                     1,266,504
 Net repayments (disbursements) on
  loans                                        28,889                     (36,201)   (1,602,891)      258,102      (1,352,101)
 Proceeds from sale of loans                                                            592,992                       592,992
 Acquisition of loan portfolios                                                      (1,220,139)                   (1,220,139)
 Capital contribution to subsidiaries             (50)         (81)                                       131
 Assets acquired, net of cash                                                            (1,500)                       (1,500)
 Acquisition of premises and equipment                                                 (138,074)                     (138,074)
 Proceeds from sale of premises and
  equipment                                                                               7,662                         7,662
 Dividends received from subsidiary           248,000                                                (248,000)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)
 investing activities                         352,623       (4,801)       (45,443)   (2,744,062)     (197,665)     (2,639,348)
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits                                                             1,273,778        (1,811)      1,271,967
 Net increase in federal funds
  purchased and assets sold under
  agreements to repurchase                     10,300                      77,265       745,605        99,613         932,783
 Net increase (decrease) in other
  short-term borrowings                        29,191       (4,182)       (97,390)     (186,107)      134,808        (123,680)
 Net (payments of) proceeds from notes
  payable and capital securities              (61,141)       8,788         68,565       802,726      (260,296)        558,642
 Dividends paid to parent company                                                      (248,000)      248,000
 Dividends paid                              (108,003)                                                               (108,003)
 Proceeds from issuance of common stock        11,166                                                                  11,166
 Redemption of preferred stock               (102,000)                                                               (102,000)
 Treasury stock acquired                     (138,847)                                     (227)                     (139,074)
 Capital contribution from parent                               50                           81          (131)
-----------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by
 financing activities                        (359,334)       4,656         48,440     2,387,856       220,183       2,301,801
-----------------------------------------------------------------------------------------------------------------------------
Net increase in cash and due from banks            61           52            909        35,020        10,372          46,414
Cash and due from banks at beginning
 of year                                          263           18            252       659,094       (53,485)        606,142
-----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year   $        324   $       70   $      1,161  $    694,114   ($   43,113)  $     652,556
=============================================================================================================================

                                                 POPULAR INC. 2003 Annual Report

Condensed Consolidating Statement of Cash Flows

                                                                Year Ended December 31, 2001
-------------------------------------------------------------------------------------------------------
                                                        Popular, Inc.       PIBI            PNA
(In Thousands)                                           Holding Co.     HOLDING CO.    Holding Co.
=======================================================================================================
Cash flows from operating activities:
 Net income                                             $     304,538    $    22,171    $    20,253
-------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries            (299,677)       (19,845)       (32,350)
 Depreciation and amortization of
  premises and equipment                                          203
 Provision for loan losses
 Amortization of intangibles
 Net loss (gain) on sale of investment securities                 100             50
 Net loss on disposition of premises and equipment
 Net gain on sale of loans, excluding loans
 held-for-sale
 Net amortization of premiums and accretion
  of discounts on investments
 Net amortization of deferred loan origination fees
 and costs Losses (earnings) from investments under the
  equity method                                                   502         (1,495)
 Net increase in loans held-for-sale
 Net increase in trading securities
 Net decrease (increase) in accrued income receivable             789            588           (212)
 Net decrease (increase) in other assets                          699        (29,621)        (2,972)
 Net (decrease) increase in interest payable                  (12,599)          (217)        12,855
 Net (decrease) increase in current and deferred taxes            (21)                        1,475
 Net increase in postretirement benefit obligation
 Net increase (decrease) in other liabilities                  12,369             13         (4,722)
-------------------------------------------------------------------------------------------------------
Total adjustments                                            (297,635)       (50,527)       (25,926)
-------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities             6,903        (28,356)        (5,673)
-------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net (increase) decrease in money market investments          (92,100)            25           (382)
 Purchases of investment securities:
  Available-for-sale                                         (102,631)          (145)
  Held-to-maturity
  Other                                                        (1,271)
 Proceeds from calls, paydowns, maturities and
  redemption of investment securities:
  Available-for-sale                                           99,354                            62
  Held-to-maturity
  Other                                                           325
 Proceeds from sales of investment securities
  available-for-sale
 Net repayments (disbursements) on loans                      347,362         22,500       (694,506)
 Proceeds from sale of loans
 Acquisition of loan portfolios
 Capital contribution to subsidiaries                          (6,815)                         (532)
 Return on investment from subsidiary                                            300
 Acquisition of premises and equipment                        (12,209)
 Proceeds from sale of premises and equipment
 Dividends received from subsidiary                           248,550
-------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities           480,565         22,680       (695,358)
-------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits
 Net increase in federal funds purchased and
  assets sold under agreements to repurchase                                                352,918
 Net decrease in other short-term borrowings                 (377,713)        (1,142)      (799,621)
 Net (payments of) proceeds from notes
  payable and capital securities                              (13,093)                    1,147,198
 Dividends paid to parent company
 Dividends paid                                              (106,384)
 Proceeds from issuance of common stock                         9,702
 Treasury stock sold
 Return of capital to parent
 Capital contribution from parent                                              6,818            500
-------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities          (487,488)         5,676        700,995
-------------------------------------------------------------------------------------------------------
Net decrease in cash and due from banks                           (20)                          (36)
Cash and due from banks at beginning of year                      283             18            288
-------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                  $         263    $        18    $       252
=======================================================================================================

                                                               Year Ended December 31, 2001
---------------------------------------------------------------------------------------------------
                                                           Other       Elimination    Popular, Inc.
(In Thousands)                                          Subsidiaries     Entries      Consolidated
===================================================================================================
Cash flows from operating activities:
 Net income                                             $    341,476   ($  383,900)   $     304,538
---------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries            (23,820)      375,692
 Depreciation and amortization of
  premises and equipment                                      75,759                         75,962
 Provision for loan losses                                   213,250                        213,250
 Amortization of intangibles                                  27,438                         27,438
 Net loss (gain) on sale of investment securities               (177)                           (27)
 Net loss on disposition of premises and equipment               672                            672
 Net gain on sale of loans, excluding loans                   (1,173)                        (1,173)
 held-for-sale
 Net amortization of premiums and accretion
  of discounts on investments                                  6,708                          6,708
 Net amortization of deferred loan origination fees           22,881                         22,881
 and costs Losses (earnings) from investments under the
  equity method                                                                                (993)
 Net increase in loans held-for-sale                        (133,502)       17,915         (115,587)
 Net increase in trading securities                         (118,033)          920         (117,113)
 Net decrease (increase) in accrued income receivable         13,675         1,557           16,397
 Net decrease (increase) in other assets                      44,905        (1,444)          11,567
 Net (decrease) increase in interest payable                 (41,370)                       (41,331)
 Net (decrease) increase in current and deferred taxes        19,635        (1,733)          19,356
 Net increase in postretirement benefit obligation             4,052                          4,052
 Net increase (decrease) in other liabilities                 11,166        (3,332)          15,494
---------------------------------------------------------------------------------------------------
Total adjustments                                            122,066       389,575          137,553
---------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities          463,542         5,675          442,091
---------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net (increase) decrease in money market investments         869,064      (531,779)         244,828
 Purchases of investment securities:
  Available-for-sale                                      (7,212,131)                    (7,314,907)
  Held-to-maturity                                        (7,973,243)                    (7,973,243)
  Other                                                      (19,245)                       (20,516)
 Proceeds from calls, paydowns, maturities and
  redemption of investment securities:
  Available-for-sale                                       5,657,442        10,999        5,767,857
  Held-to-maturity                                         7,635,276                      7,635,276
  Other                                                       17,624                         17,949
 Proceeds from sales of investment securities
  available-for-sale                                       1,161,097                      1,161,097
 Net repayments (disbursements) on loans                  (3,452,097)    1,460,353       (2,316,388)
 Proceeds from sale of loans                                 887,238                        887,238
 Acquisition of loan portfolios                             (833,035)                      (833,035)
 Capital contribution to subsidiaries                          1,259         6,088
 Return on investment from subsidiary                                         (300)
 Acquisition of premises and equipment                       (67,263)                       (79,472)
 Proceeds from sale of premises and equipment                  2,905                          2,905
 Dividends received from subsidiary                                       (248,550)
---------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities       (3,325,109)      696,811       (2,820,411)
---------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits                                  1,471,561        80,472        1,552,033
 Net increase in federal funds purchased and
  assets sold under agreements to repurchase                 528,767       (94,032)         787,653
 Net decrease in other short-term borrowings              (1,765,638)      402,144       (2,541,970)
 Net (payments of) proceeds from notes
  payable and capital securities                           2,711,539    (1,288,345)       2,557,299
 Dividends paid to parent company                           (248,550)      248,550
 Dividends paid                                                                            (106,384)
 Proceeds from issuance of common stock                                                       9,702
 Treasury stock sold                                              78                             78
 Return of capital to parent                                    (300)          300
 Capital contribution from parent                                532        (7,850)
---------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities        2,697,989      (658,761)       2,258,411
---------------------------------------------------------------------------------------------------
Net decrease in cash and due from banks                     (163,578)       43,725         (119,909)
Cash and due from banks at beginning of year                 822,672       (97,210)         726,051
---------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                  $    659,094   ($   53,485)   $     606,142
===================================================================================================

                                                                              83