Form 10-K, Exhibit 13
period 2004-12-31
POPULAR INC
filed 2005-03-16
CIK 763901

Exhibit 13.1

compete create build discover inspire

[ evolve ]

2004 Annual Report

1	Evolve
2	Letter to Shareholders
7	Corporate Organizational Structure
8	Popular Puerto Rico
12	Banco Popular North America
16	Popular Financial Holdings
20	EVERTEC
24	Our Community
29	Institutional Values
30	Corporate Leadership Circle
31	Board of Directors, Popular, Inc.
32	Financial Summary
36	Corporate Information

Popular, Inc., a financial holding company with $44.4 billion in assets, is a complete financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers full retail and commercial banking services through its main subsidiary, Banco Popular, as well as brokerage and investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic financial services franchise, providing complete financial solutions to all the communities it serves. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, and is exporting its 111 years of experience to the region. Popular, Inc. has always been committed to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

[ evolve ]

Great achievers — in the arts, sports, science and other fields — describe an effortlessness and ease that comes from using their skills to the maximum while being inspired to do even more. The challenge before any corporation, especially one driven by service and customer satisfaction, is gaining strength without becoming fixed in its ways. Popular continues to grow and evolve by expanding our franchise, investing in new technology and entering new markets. At the same time, we develop our capacity for change. Across the enterprise, Popular employees are rethinking, adapting and renewing their commitment. The result is a palpable curiosity and energy, melting resistance into cooperation, and transforming ideas and new initiatives into measurable change and lasting results.

compete  /  create  /  build  /  discover  /  inspire

[P1]

[ Letter to Shareholders ]

EVOLVE

Evolution is a necessity. Organizations evolve or become obsolete. Unlike nature, an organization’s evolution is not an automatic process. It requires a clear vision, will, commitment and a lot of work to keep the organization on the desired track.

Popular has been evolving since our foundation more than a century ago. However, the pace of change has accelerated dramatically in recent decades. Twenty-five years ago, our operations in Puerto Rico accounted for approximately 95% of our assets and all of our net income. Today, more than 40% of our assets and almost 25% of our net income comes from operations outside of Puerto Rico. In terms of our lines of business, banking operations account for approximately 76% of our net income, down from 86% in 2000. These numbers reflect Popular’s evolution from a commercial bank based in Puerto Rico to a diverse financial services institution with operations in Puerto Rico, 30 states in the United States, the Caribbean and Central America.

     In 2004, we announced important changes that reflect this evolution and place us in a stronger position to continue growing and delivering solid results.

     We reorganized our corporate structure to better reflect our business strategy and our working philosophy. We have done away with organizational charts full of rectangles which stress hierarchy and rigidity. Instead, our concept of the organization is based on the circle, emphasizing collaboration and flexibility. There are five principal circles in our new design: one for the corporate group and one for each of our four principal businesses.

“Every well-thought change has a reasoning behind it. This is the case of the reorganization Popular has undergone.” Richard L. Carrión Chairman President Chief Executive Officer

Popular / 2004 / Annual Report

[P2]

     The corporate group consists of the CEO, the presidents of the four business circles — Popular Puerto Rico, Banco Popular North America, Popular Financial Holdings and EVERTEC — and the leaders of four administrative areas we identified as critical for the organization — Finance, Risk Management, Legal and People, Communications and Planning. The leaders of these four areas have the responsibility of establishing policy, setting up controls and coordinating the activities of their corresponding groups in each of the business circles. In effect, their role is to add value so that the business circles, in turn, can focus on their markets, clients and specific strategies. We believe that this design will result in stronger controls, greater efficiency and solid business growth.

     Net income for 2004 totaled $489.9 million, 4% higher than the $470.9 million reported in 2003. The results for 2003 included $71.1 million in gain on sale of securities, compared with $15.3 million in 2004. Net income for 2004 represented a return on assets (ROA) of 1.23% and a return on common equity (ROE) of 17.60%, compared with 1.36% and 19.30%, respectively, in 2003. Earnings per common share (EPS), basic and diluted, for 2004 were $1.79, compared with $1.74 in 2003. Per share figures have been restated to reflect the two-for-one stock split that became effective on July of 2004.

     In April of 2004, the Board of Directors declared an 18.5% increase in the quarterly cash dividend, from $0.135 to $0.16 per common share.

     During the year, the Corporation issued junior subordinated debentures as part of two offerings of $250 million and $130 million of trust preferred securities. These funds were primarily used for our expansion in the United States, which included two acquisitions announced in 2004.

     Popular’s stock, which increased 28.6% in 2004, was identified by American Banker as the best-performing stock in the large cap bank group. Even though we are focused on the long-term, on winning the marathon, it is good to win a gold medal in the 100-meter event.

     Our financial results reflect the solid performance of each of our four main business areas: Popular Puerto Rico, Banco Popular North America, Popular Financial Holdings and EVERTEC.

COMPETE:

POPULAR PUERTO RICO

Our business in Puerto Rico represents an interesting challenge for us. We have established a strong leadership position in most product categories and population segments, but we have seen increased competition from local and national niche players. We have addressed the challenge head on, emphasizing the advantages of doing business with the whole Popular organization: a complete spectrum of products, competitive pricing and superior service. Last year, we maintained our leadership position and grew at a faster rate than the market in specific businesses.

     Banco Popular de Puerto Rico relaunched its credit card business, adjusting our product offering and introducing aggressive offers to compete more effectively, opening four times the number of accounts opened in the previous year.

     We continued to offer competitive prices in personal, mortgage and auto loans; growing our portfolio while substantially improving asset quality. Our business in Popular Securities and Popular Insurance also grew at a healthy rate. Results in the commercial compete / create / build / discover / inspire

[P3]

[ Letter to Shareholders ]

area also exceeded our expectations. The corporate area of our commercial business saw an increase in revenues due to new clients, the strengthening of existing relationships and business in our new corporate finance division. A comprehensive project designed to better serve small and middle businesses, tailoring products and streamlining processes, also started to yield results and should further strengthen our position in this segment in 2005 and beyond.

     As part of the reorganization mentioned above, David H. Chafey Jr. was named President of Banco Popular de Puerto Rico and is now in charge of all financial services offered in Puerto Rico. I am confident that this new structure will allow us to better function as one organization for the benefit of our clients. Popular has all the necessary elements to compete and win in Puerto Rico.

CREATE:

BANCO POPULAR NORTH AMERICA

Our banking operations in the United States have grown and prospered since Banco Popular North America launched “A New Day” in 2002, a set of strategies designed to improve financial results through 2005. The focus on the first two years of this plan was on reengineering and laying the operational foundations for growth. Having executed the first phase of the plan, by 2004 BPNA was ready to turn its attention to revenue growth, and it did so with great success.

     BPNA experienced outstanding organic growth in 2004 due to revenue-generating initiatives in the consumer and commercial loan markets, the implementation of a Customer Acquisition Program that has “free checking” products and viral marketing as the main attractors, as well as the continuation of a segmentation strategy to offer better service to business clients. Deposits, loans and fee income increased by 19%, 14% and 18%, respectively.

     In 2004, BPNA announced two acquisitions that strengthen our presence in two of the markets we serve. In California, Quaker City Bancorp added 27 branches, $2.1 billion in assets and $1.2 billion in deposits, making California BPNA’s largest region. The acquisition became effective on September 1, 2004. Kislak National Bank in South Florida, which officially became a part of BPNA in January of 2005, added eight branches in the Miami area, $965 million in assets and $659 million in deposits, as well as an interesting portfolio of loans to condominium and homeowner associations. We have established a dedicated team focused on completing the integration of these two institutions.

     These revenue-enhancing initiatives, coupled with continued attention to expenses, translated into strong financial results. Net income for BPNA grew 54% compared to the previous year. We are confident that BPNA has the right foundation, the correct vision and the leadership to create additional opportunities to improve financial performance and become the best community bank in each of the communities it serves.

IN 2004, BPNA ANNOUNCED TWO ACQUISITIONS THAT STRENGTHEN OUR PRESENCE IN TWO OF THE MARKETS WE SERVE. IN CALIFORNIA, QUAKER CITY BANCORP ADDED 27 BRANCHES, $2.1 BILLION IN ASSETS AND $1.2 BILLION IN DEPOSITS, MAKING CALIFORNIA BPNA’S LARGEST REGION.

BUILD:

POPULAR FINANCIAL HOLDINGS

Celebrating its 15th anniversary, Equity One, Popular’s non-prime mortgage lending and servicing company, took important steps in 2004 to build a strong foundation for future growth. Popular, Inc. formed Popular Financial Holdings, Inc. (PFH), a new holding company that allows it to pursue new business strategies while leveraging the strength of the Popular brand.

     Popular Housing Services is one of these new business opportunities identified by PFH. This group provides

Popular / 2004 / Annual Report

[P4]

consumer financing for manufactured housing through national dealer networks. PFH also constituted Popular Mortgage Servicing, which extends our servicing capabilities and will increase servicing-related revenues. Other initiatives designed to create new businesses and grow existing ones include a cross-selling project and the creation of a product development unit.

     A lot of attention was devoted to the enhancement of systems and platforms to support the different businesses of PFH. In 2005, PFH will launch a new consumer finance origination and servicing platform that will expand the product line, increase efficiency and improve the level of service.

     And last, but not least, PFH put together a team of employees from various areas and levels in the organization to clarify and articulate PFH’s mission, practices, promises and personality. The result, known as PFH’s Compass, will serve as a navigational tool guiding PFH as it continues to build and strengthen its business.

DISCOVER: EVERTEC

EVERTEC as a company was born on April of 2004, but it has been in the making for many years. Last year, I mentioned that we were in the process of reorganizing our technology and operations functions throughout the organization. As a result, we merged GM Group, our processing arm, with the operational and programming services of Popular Puerto Rico. This new company, presided by Félix M. Villamil, will allow us to strengthen our services through substantial growth in the transaction processing area and the development of new technological services in Puerto Rico, the Caribbean, Central America and the United States.

     During 2004, EVERTEC integrated its people, systems, operations and facilities, while accomplishing important business goals. In Puerto Rico, we continued to expand our traditional processing activities. We strengthened the health care transaction processing business, completing the acquisition of one of the largest health care application providers and processing companies in Puerto Rico.

     We continued expanding our presence in the Caribbean and Central America, including the acquisition of an additional equity stake in Consorcio de Tarjetas Dominicanas, the largest payment network in the Dominican Republic.

     The processing business is extremely important for Popular’s future because it represents an area with great potential for growth, high margins and a source of recurring, non-interest income. Processing is something we have done very well for many years, initially for ourselves and more recently for others. Now we have gone a step further — forming a new company and giving them the mission to discover the endless opportunities for us in this field.

INSPIRE: COMMUNITY

I introduced and described our new corporate structure and talked about each of these circles, their strategies and their achievements. However, more important than each of these circles is the vision and the values that tie them together. An integral part of this vision is our commitment to the communities we serve.

     In Puerto Rico, our companies provided more than $3,700,000 in donations and sponsorships to a wide variety of community-based projects. Our employees donated more than 11,000 hours of their personal time and contributed more than $300,000 to the Fundación Banco Popular through our payroll deduction program. The Fundación, which focuses on education and community development in Puerto Rico, granted more than $850,000 to 57 non-profit organizations.

     In the United States, Banco Popular North America worked alongside national organizations, primarily in compete / create / build / discover / inspire

[P5]

[ Letter to Shareholders ]

the area of education and assistance to minorities. Last year, we announced the creation of the Banco Popular Foundation in the United States. Its mission is to strengthen the social and economic well being of the communities we serve. Similar to the Fundación in Puerto Rico, it will support philanthropic initiatives in the areas of community development and education.

     In all of our community endeavors we seek the active involvement of our employees, we focus our energy on ensuring that we place our resources where they will have the biggest impact and we strive to inspire our communities to dream and work for a brighter future.

CONCLUSION

The area of corporate governance has received much attention in recent years. Sarbanes-Oxley, enacted in the wake of large corporate scandals, is the most far-reaching legislation impacting public corporations in the last 50 years. It is still too early to tell the impact these changes will have, but my concern is that too much emphasis is being placed on legalistic form over organizational function. This, coupled with an often antagonistic regulatory environment, where discretion has been usurped from regulators and corporate conduct often is criminalized; can have a stifling, if not chilling, effect on innovation and risk-taking.

     At Popular, like most public corporations, we have taken a careful look at our corporate governance policies and practices and are confident that we are conducting our business according to the highest ethical standards. In 2004, I announced some changes in our Board of Directors. In addition, I am happy to announce that William J. Teuber Jr., Chief Financial Officer of EMC Corporation, joined our Board on November of 2004. It is a privilege for me to count on the guidance of such an active, committed and prestigious Board of Directors. They have been tested in difficult moments and have always shown their mettle. This year, Félix J. Serrallés Nevares will retire from the Popular, Inc. Board upon reaching the mandatory retirement age, but we will continue to benefit from his guidance in the Banco Popular de Puerto Rico and Banco Popular North America Boards. Mr. Serrallés served as a member of the BanPonce/Popular Board for 20 years. We are grateful for his counsel and dedication.

     Early in 2005, we learned that Popular was listed as one of FORTUNE magazine’s “100 Best Places to Work For.” This was the first time that a company of Hispanic-origin was included in this group. We are extremely proud of this acknowledgment, particularly since the most important factor in the decision by FORTUNE is an independent survey conducted among employees. Our future will continue to be shaped by our people, and we are committed to attract, develop, compensate and retain the best. This award is a tribute to that commitment.

     Several years ago, we started including in our annual report a table with 25 years worth of financial and operational results. I have to admit it is my favorite part, because it describes our journey more eloquently than I ever could. It tells the story of an organization that has undergone changes, completed major acquisitions and experienced the ups and downs of several economic cycles. Through it all, we have remained faithful to our values, we have delivered solid results and we have continued to evolve, taking our franchise into new products and geographies. Some may say that past performance is not necessarily an indicator of future performance. That is undoubtedly true. It is no less true, however, that if I had to make a judgment about the future of an organization’s performance, I would rather have more information about its past, not less. As we look to the future, our horizon is also 25 years.

     We are currently in the midst of that evolutionary process — proud of what we have accomplished thus far, but never content to rest. We are energized by what we have envisioned for Popular for 2005 and beyond.

Richard L. Carrión
Chairman
President
Chief Executive Officer

Popular / 2004 / Annual Report

[P6]

[ evolve ]

We have reorganized the Popular business model with one clear objective — to evolve from a corporation that assigns value from above to one that acknowledges that value creation is in the hands of individuals, specifically our customers and employees. Our new structure enhances the ability of each Popular company to compete in broader markets. As we strive to improve each client interaction, we believe that excellence will create new opportunities. As we reward employee initiatives, we believe that individuals hold the power to discover new approaches, products and solutions. Moving forward, we maintain our core values and promote the idea that every Popular employee holds the potential to inspire — pushing the enterprise to new heights in support of all of our customers and shareholders.

compete / create / build / discover / inspire

[P7]

Popular / 2004 / Annual Report	Anaheim Angels’ Vladimir Guerrero, a committed competitor.

[P8]

No. 1

[ compete ]

All great athletes and competitors share an odd mix of confidence and humility: a sense of knowing one’s strengths, without assuming that ability or any other single advantage is enough. This explains why winning is not saved for the most athletic, but for those who maintain their positive focus. Popular challenges itself in this same way — to compete for and win every customer. We do it by focusing on the highest result we can achieve, not simply once or only when success appears within our grasp, but every day.

compete / create / build / discover / inspire

[P9]

[ Popular Puerto Rico ]

David H. Chafey Jr.
Senior Executive Vice President, Popular, Inc.
President, Banco Popular de Puerto Rico

Winning market share means anticipating customer needs.

Popular offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending and insurance through specialized subsidiaries.We are the leading financial institution in Puerto Rico, but we continue to build on opportunities to keep growing and improving our results.

     During 2004, we focused on competing aggressively, enhancing the customer experience by emphasizing service and convenience. Clear objectives, coupled with effective execution, translated into significant achievements in an extremely competitive marketplace.

     Banco Popular’s deposits reached $13.8 billion in 2004. Our loan portfolio, which totaled $13.0 billion at the end of 2004, grew by 18% when compared to 2003, reflecting aggressive efforts to grow our credit portfolios. We refreshed our credit card offering with the launch of Visa NovelSM and Amex UltraSM, resulting in a dramatic increase in new accounts in 2004.

     Banco Popular has historically reached out to unbanked segments of the population, developing products and programs specific to their needs. We held more than 200 community banking activities in low-income communities to foster financial literacy. Acceso Popular, our deposit account

Popular / 2004 / Annual Report

[P10]

tailored to this segment, grew by 32.1% in 2004. Given that approximately one-third of Puerto Ricans currently do not have a relationship with a financial institution, we will continue to look for ways to serve this segment in an effective, efficient and profitable manner.

     Banco Popular continues to offer its clients the most complete distribution network in Puerto Rico. With 192 branches, more than 560 ATMs, a 24/7 customer contact center and a state of the art online banking system, Popular clients can conduct their transactions when and where it is more convenient for them. We continue to reward our customers for banking with us through PREMIA®, an innovative loyalty program. Enrollment in the program, as well as redemptions in exchange for prizes, continue to increase. In 2004, we further improved convenience by adding extended hours in branches and enhanced the branch experience by adding more tellers. We also introduced new elements in our online banking system, such as new payment features and account aggregation. The TicketpopSM network, Banco Popular’s ticketing processing service, expanded its point-of-sale terminals to 30 throughout Puerto Rico, and processed more than 650,000 tickets in 2004.

POPULAR MORTGAGE originated $1.6 billion in mortgage loans. In addition to offering competitive pricing, we enhanced all delivery channels to increase convenience and improve customer service. We strengthened relationships with real estate developers and brokers to lay the foundation for future growth.

POPULAR SECURITIES is one of the leading securities and investment banking firms in Puerto Rico. Combined assets under management of the retail and institutional operations reached $4.2 billion in 2004 and we completed 54 deals totaling $17.7 billion in value. In 2004, we opened an office in New York to expand our institutional business.

POPULAR AUTO strengthened its leadership position in the Puerto Rico market, reaching $1.5 billion in its portfolio of loans and leases. Aggressive marketing programs and joint promotions with car dealers resulted in an increase in our market share.

POPULAR FINANCE, which offers small personal loans and mortgages through a network of 43 offices, is an important part of our effort to serve the low and moderate income segment. Its portfolio reached $197 million in 2004.

POPULAR INSURANCE continued its accelerated growth, capitalizing on Popular’s client base. By the end of 2004, it had subscribed $137.7 million in premiums, for an increase of 17%. In 2004, Popular Insurance acquired J. Argomaniz & Associates, Inc., a general agency specializing in life insurance.

     Energized by our results in 2004, we will continue to compete aggressively in all products and segments to maintain and strengthen our market position and we will devote much attention and resources to initiatives that enhance the satisfaction of our customers.

BANCO POPULAR DE PUERTO RICO

•	$23.1 billion in total assets

•	192 branches

•	$13.8 billion in deposits

•	$13.0 billion in loans

•	119,000 Internet Banking active clients

•	223,000 PREMIA® registered clients

POPULAR MORTGAGE

•	$1.6 billion in originations

•	30 offices

POPULAR SECURITIES

•	$4.2 billion in assets under management

POPULAR AUTO

•	$1.5 billion in auto loan and lease portfolio

•	8 sales and service centers

•	10 daily rental offices

POPULAR FINANCE

•	36 offices and 7 mortgage centers

•	$197 million in loan portfolio

POPULAR INSURANCE

•	Represents more than 80 insurance companies in Puerto Rico and in the U.S. Virgin Islands

•	$137.7 million in premiums

compete / create / build / discover / inspire

[P11]

Popular / 2004 / Annual Report	Jorge Zeno, renowned Puerto Rican creator.

[P12]

No. 2

[ create ]

Before the artist differentiates his or her work with color or brush stroke or subject matter, he or she first sees. It’s this simple act, of looking and then representing, that allows the artist to transform the familiar into something more powerful. Popular applies the same principle to entering new markets and developing products. Looking closely and seeing beyond preconception is an essential step to revealing truths and finding opportunities that others ignore.

compete / create / build / discover / inspire

[P13]

[ Banco Popular North America ]

Roberto R. Herencia
Executive Vice President, Popular, Inc.
President, Banco Popular North America

We continue to create new opportunities in the U.S. market.

Banco Popular North America, grounded in Popular’s rich history and strong institutional values, is committed to transforming and redefining community banking in the United States. We focus with hope and possibility on the needs of the people, communities and institutions we serve in California, Florida, Illinois, New York/New Jersey, and Texas. We resolve to create an extraordinary legacy in North America in partnership with our employees, better known as “DreamMakers”.

     BPNA continues to execute with precision on our “New Day” — the strategic theme created in 2002 with initiatives to strengthen our competitive position within a four-year horizon through 2005. After two years of reorganizing, converting systems and preparing our platform for growth, BPNA began to execute the phase of sharp organic and acquired revenue growth. Net income increased by 54% in 2004.

     BPNA announced the closing of two acquisitions: Quaker City Bancorp (QCB) in Whittier, California, effective September 1, 2004, and Kislak National Bank in Miami, Florida, effective in January 2005.

Popular / 2004 / Annual Report

[P14]

BANCO POPULAR NORTH AMERICA’S organic growth (excluding acquisitions) in 2004 was outstanding, with deposits increasing by 19%; loans growing by 14%; and fee income up by 18%. Expenses, the focus of our efficiency efforts over the last three years, grew by less than 2% in 2004.

     A new Customer Acquisition Program (CAP) was launched on October 22, 2004, with more than 14,000 new checking accounts opened, a 67% increase over our pre-CAP campaign. Over 18 months, our merchandising program gave our branches a fresh, consistent look that furthered our CAP success.

     We extended our reach to customers with 163 ATMs. Our acquisition of QCB added 27 branches in the third quarter of 2004, with $2.1 billion in assets and $7.7 million in net income.

     Small Business Association (SBA) lending efforts positioned BPNA among the top lenders in the country to this important business segment. BPNA loaned $183 million, placing us fifteenth in terms of loan value and nineteenth in number of loans.

     In 2004, we created the structural underpinnings to execute as a passionately customer-driven organization. We offered a streamlined, competitive product line in conjunction with improved service delivery to our customers. Our business banking alignment initiative offered the highest level of service and attention. Centralized, upgraded credit support functions provided increased capabilities to lending units.

POPULAR CASH EXPRESS (PCE) operates 114 check-cashing stores in Arizona, California, Florida, New Jersey, New York, and Texas, serving the unbanked. Throughout 2004, PCE focused on restructuring its field operations and improving financial results, with store revenues increasing for 2004. Check cashing fees saw a 12.5% increase and money order fees experienced a 53% increase, while total fees generated a 9.5% increase. PCE added seven new products, resulting in $750,000 in additional revenue in 2004.

POPULAR INSURANCE AGENCY USA offers investment and insurance services across the BPNA branch network, achieving more than $100 million in sales from investment and insurance programs in 2004. In addition, the group increased revenues by 40% over 2003 and more than tripled net income for the same period. The sales force increased to 25 registered financial consultants and 54 licensed bankers. In 2004, we launched Popular Choice, a private label annuity program.

POPULAR LEASING, USA provides small- to mid-ticket commercial and medical equipment financing. In 2004, we reached $306 million in assets. We doubled headquarters capacity and are expanding our Capital Markets Group to attract both medical and commercial mid-ticket transactions by offering broader product availability to include municipal and federal government leases.

     Bolstered by a journey of excellence in 2004, we continue our commitment to creating a strong financial performance for our shareholders and Popular.

BANCO POPULAR NORTH AMERICA

•	54% net income growth

•	128 branches

•	163 ATMs in NY, NJ, IL, CA, FL, TX

•	19% increase in deposits

•	14% increase in loans

•	18% increase in fee income

POPULAR CASH EXPRESS (PCE)

•	114 check-cashing stores in AZ, CA, FL, NJ, NY, TX

•	12.5% increase in check cashing fees

•	53% increase in money order fees

•	9.5% increase in total fees

POPULAR INSURANCE AGENCY USA

•	$100 million in sales

•	40% increase in revenues

•	25 registered financial consultants

•	54 licensed bankers

•	18% increase in fee income

POPULAR LEASING, USA

•	$306 million in assets

complete / create / build / discover / inspire

[P15]

Popular / 2004 / Annual Report	Popular Financial Holdings, architects of solid financial landscapes.

[P16]

No. 3

[ build ]

Before a house becomes a home, first there must be a foundation to build upon. Hard work and persistence create a framework for the future. The same can be said for the steadfast approach to growth of Popular Financial Holdings, part of Popular’s financial services operation in the United States. In less than 15 years, it already represents approximately 20 percent of the Corporation’s assets. We have begun to build on our solid foundation, offering a range of new and innovative mortgage products and services and venturing into new markets. U.S. borrowers have come to associate Popular Financial Holdings with a reputation for stability and financial strength to meet any financial need.

compete / create / build / discover / inspire

[P17]

[ Popular Financial Holdings ]

Bill Williams
Executive Vice President, Popular, Inc.
President, Popular Financial Holdings

Popular Financial Holdings continued to enjoy a steady growth in assets in 2004.

Popular Financial Holdings (formerly known as Equity One), Popular’s U.S.- based non-prime mortgage lending and servicing group, represented more than 12% of Popular’s net income in 2004. Popular, Inc. formed Popular Financial Holdings in 2004 to expand growth opportunities and pursue new business strategies. This new holding company better leverages the Popular brand, while opening the door for increased revenue and growth.

     Popular Financial Holdings has assets of $9 billion. Steady organic growth has been the order of the day as assets have increased at a 42% compounded annual growth rate. Total originations have grown as well at a 31% annual rate. We improved the quality of our portfolio with investments in people and technology.

     During 2004, we rolled out our mission and values: Our success is measured by being the employer of choice for employees, the lender of choice for our customers, and the investment of choice for our investors.

Popular / 2004 / Annual Report

[P18]

POPULAR FINANCIAL HOLDINGS

•	$9 billion in assets

•	183 offices in 28 states

     Today, Popular Financial Holdings serves retail customers, mortgage brokers, bankers, and investors through 183 offices in 28 states, while we are licensed to operate in more than 40. Seven new locations were opened in 2004. We have three primary business areas that are supported centrally.

EQUITY ONE serves our retail customers directly through 139 decentralized branches in 16 states. We provide prime and non-prime mortgage loans, unsecured loans and sales finance. In 2004, we launched Project Cross-Sell to offer additional products and services to current customers. More than $28 million in incremental business was generated in the first year.

POPULAR FINANCIAL SERVICES, LLC acquires pools of non-prime loans from mortgage bankers, and originates individual mortgage loans through a network of more than 2,000 approved mortgage brokers and bankers through-out the U.S. Wholesale origination volume has been growing more than 50% every year since 1999 as we expand our agency and broker network. New, web-based platforms efficiently support our broker network.

POPULAR WAREHOUSE LENDING, LLC provides revolving credit lines ranging from $2 to $15 million to small- and mid-size mortgage bankers throughout our markets. We expand the best relationships through cross-selling into our wholesale operation. Our intimate knowledge of this very localized clientele, as well as our consistent, effective execution, has turned this into our fastest growing source of mortgage originations, which today represents more than a quarter of our loan production.

     Expansion of our retail product line, further expansion of our footprint into Texas, Ohio and Idaho, as well as the launch of two new businesses will both diversify and continue to organically grow our business in 2005 and beyond. Specifically, Popular Housing Services will provide consumer financing through national dealer networks in the manufactured housing market. Popular Mortgage Servicing will allow us to generate revenue through diverse fees related to mortgage servicing rights we acquire.

     We look to continue to leverage our people and technology to aggressively build a nationwide network with a wide and loyal client base.

compete / create / build / discover / inspire

[P19]

Popular / 2004 / Annual Report	At EVERTEC’s Network Control Center: the spirit of discovery in the service of financial transactions processing.

[P20]

No. 4

[ discover ]

With complex systems, nothing is static — the flow of input and output is staggering. Still, life maintains a steady-state balance thanks to elaborate feedback mechanisms. Popular’s ongoing investment in corporate technology is guided by similar goals. Competing in a crowded marketplace requires monitoring, adjusting and responding on a minute-by-minute basis. Popular continues to invest in technology to increase the speed and quality of our services. These investments ensure our future as a company. With growth comes complexity, and the need to learn faster and respond more quickly.

compete / create / build / discover / inspire

[P21]

[ EVERTEC ]

Félix M. Villamil
Executive Vice President, Popular, Inc.
President, EVERTEC, Inc.

Staying ahead of the technology curve ensures future opportunity.

EVERTEC, Popular’s new processing company, is the result of a merger of our former processing company with Popular’s operational and technology resources in Puerto Rico. During 2004, we began and mostly completed a complex reorganization into a completely new management and business structure which entailed the integration of people, facilities and technological platforms.

     EVERTEC provides processing and outsourcing services to third parties as well as Popular companies, representing a significant potential source of additional revenue and business growth. With a team of more than 1,600 professionals, EVERTEC operates in three geographic areas: Puerto Rico, the Greater Caribbean basin which includes Central America, and the United States.

     EVERTEC currently offers a wide variety of transaction processing services to the financial services, government and health sectors. Services provided to financial institutions include the issuance and processing of credit and debit cards, support of merchant acquisition business and driving ATM networks, among others. For the government, we currently process electronic transactions related to Electronic Benefit Transfers (EBT).

Popular / 2004 / Annual Report

[P22]

     We also have ample experience in the area of outsourcing services, including application processing, business processes outsourcing, IT consulting and cash processing services.

     In addition to the achievements related to the creation of EVERTEC and the integration processes it entailed, we reached important business goals. We continued to expand our traditional processing activities in Puerto Rico. The ATH network in Puerto Rico currently manages 1,334 ATMs and 47,358 point-of-sale (POS) terminals and processes more than 28 million trans- actions every month. We strengthened the health care transaction processing business, which we have grown through strategic acquisitions in recent years. We are now poised to become one of the main processors of health care- related transactions in Puerto Rico.

     We strengthened our presence and our processing business in the Caribbean and Central America. In the Dominican Republic, we acquired an additional equity stake in Consorcio de Tarjetas Dominicanas (CONTADO), the largest payment network in that country with 1,224 ATMs and 23,605 POS terminals. ATH Costa Rica, S.A./ CreST, S.A. closed the year with 804 ATMs and 5,500 POS terminals, and with more than 36 financial institutions as clients. We also have a leadership position in El Salvador, where Servicios Financieros, S.A. has become a leading ATM/POS network with 772 ATMs, and 3,500 POS terminals. In Venezuela, we process credit card transactions for eight local institutions and provide debit card services through our local switch.

     One of our main areas of focus is the redesign of Popular’s banking technology infrastructure in Puerto Rico, one of the most important long-term investments. The main objective of this project is to have a complete and consistent view of a customer’s multiple relationships while adapting our systems and infra- structure to an environment in which electronic transactions dominate. During 2004, we completed the design of one of the main components of the infrastructure, a transaction vault that will hold all customer information that currently resides in separate applications. Implementation of the vault, and the connection of several of our main delivery channels to it, is scheduled for 2005 — milestones that will result in tangible benefits in terms of efficiency and customer service.

     Looking ahead, we will continue focusing on the consolidation of our new organization, strengthening our business in the various geographies where we operate and enhancing the quality of our products and services.

EVERTEC, INC.

•	Over 749 million transactions

•	4,220 ATMs

•	80,463 POS terminals

•	Serves clients in Puerto Rico, United States, Dominican Republic, Costa Rica, Venezuela, Haiti, El Salvador, Honduras, Bermuda, Belize, Nicaragua

ATH COSTA RICA, S.A./CREST, S.A.

•	Serve 36 financial institutions

•	804 ATMs

•	5,500 POS terminals

CONSORCIO DE TARJETAS DOMINICANAS

•	1,224 ATMs

•	23,605 POS terminals

SERVICIOS FINANCIEROS, S.A.

•	772 ATMs

•	3,500 POS terminals

•	Serves 8 local financial institutions

compete / create / build / discover / inspire

[P23]

uedes colocar la moned
billete en su lugar en la
cronología de Puerto R
¿Qué eventos en tu vida puedes añadi
tu cronología? Ej: el día de tu cumplean
padres o abuelos, la fecha en que tus ant
llegaron a Puerto Rico.

Popular / 2004 / Annual Report	“Algo de Valor” (Something of Value) exhibit at the Rafael Carrión Pacheco Exhibit Hall, San Juan, Puerto Rico, inspires learning in a creative manner.

[P24]

No. 5

[ inspire ]

Anywhere you find community identity and involvement, people passionate about where and how they live, you will find the arts. The arts draw people together and help educate by opening people’s hearts and minds to new ideas and possibilities. Popular has recognized and supported that connection between self-expression, education and community for years. Our annual TV musical special, and countless community projects have established a bond with our customers. As we extend our reach into other markets, we continue to believe that education yields the greatest return on investment.

compete / create / build / discover / inspire

[P25]

[ Our Community ]

We have recognized and supported the connection between self-expression, education and community for years.

Achieving the growth of a high- performing company is directly tied to the vision that inspired the founding of our company 111 years ago: to build a profitable business while simultaneously being of service to our communities. Today, we remain just as true to our aspirations for social commitment and service.

PUERTO RICO:

INSPIRING OUR COMMUNITIES

The Fundación Banco Popular is the philanthropic arm of Popular. Its goal is to cultivate long-term relationships with community organizations, while inspiring the process of change through education and community development initiatives. The Fundación serves as a central resource for employees to support these initiatives both financially and with their time and knowledge. Specific initiatives include our Volunteers in Action program, a voluntary payroll deduction program, the Rafael Carrión Jr. Scholarship Fund for children of employees and retirees, our matching gift program and the Rafael Carrión Pacheco Exhibit Hall.

     Strong links with the organizations receiving funds are made possible by encouraging active employee participation in their initiatives. These relationships are the “soul of outreach” to our communities, representing

Popular / 2004 / Annual Report

[P26]

the depth and discipline of our commitment. In 2004, 36% of Fundación- funded initiatives enjoyed the added benefits of the engagement of our employees in their projects.

     Our Fundación coordinated, for the second consecutive year, employees’ participation in Make a Difference Day. We participated in 145 community service projects, all proactively identified by our employee team leaders. With 2,500 employees and their families participating, a variety of organizations and projects received needed assistance that day.

     In addition, our ongoing Volunteers in Action program attracted more than 3,000 employees who donated 11,150 hours of personal time to community service projects in 2004. Yet another instance of our employees’ strong relationships with community projects is the Asamblea Virgilio Dávila, an after-school program located in a low-income housing project. Volunteers in Action has helped to improve the program’s space planning and provided expertise regarding its financial administration.

     We achieved 53% participation in our voluntary payroll deduction program, with $301,700 in contributions. Furthermore, 57 not-for-profit organizations received funding support of $850,000. In 2004, the Fundación granted 119 scholarships, representing a total of $174,400 to the Rafael Carrión Jr. Scholarship Fund. In addition a second fund was established with The Wharton School of the University of Pennsylvania in 1994 and, most recently, with Fairfield University.

     During 2004, our traditional focus on projects related to education continued. Through the “Sister Schools Initiative,” branch managers are connecting to participating schools in their branch’s communities. Currently, there are 13 schools taking part in this initiative. The manager becomes an agent of change in the school’s transformation, participating beyond the distribution of funds.

     Our exhibit, Algo de Valor (Something of Value), located in the Rafael Carrión Pacheco Exhibit Hall, educates both adults and children about the history of money. The exhibit furthers our educational focus by creating a fun and creative atmosphere for learning. To date, more than 13,300 visitors have viewed Algo de Valor. In keeping with our focus to create lasting alliances, the Fundación partnered with Puerto Rico’s Department of Education to create a teacher’s guide and student activities guide as part of the exhibit’s public program.

compete / create / build / discover / inspire

[P27]

[ Our Community ]

UNITED STATES:

MAKING DREAMS HAPPEN FOR THE COMMUNITIES WE SERVE

In North America, 2004 was a benchmark year with numerous community and leadership milestones, starting with the establishment of the Banco Popular Foundation in the United States. The new organization is entrusted with an ambitious task: to identify needs in the communities served by Banco Popular North America, and the resources within BPNA to best meet them. As is the philanthropic tradition within Popular, the Banco Popular Foundation will focus on education and community building projects.

     We also announced three national strategic community partnerships. With a combined focus on education, financial literacy, and community development, BPNA joined forces with Junior Achievement and Operation Hope. Together, the team is dedicated to investing in targeted efforts to pro- vide a multiplier effect — encompassing education, empowerment and hope — for the youth of our communities. Inspired by one common philosophy of service, our DreamMakers — BPNA employees — across our regions participated in our annual Junior Achievement Bowl-A-Thon, raising $140,000.

     A third national partnership, with Acción, supports the inspiration of minority entrepreneurs as they pursue their dreams of owning their own businesses. Acción, with its micro-loan program, is a synergistic partner with BPNA. Our loan referral program generated 240 referrals and $162,000 in loans to date in less than a year.

     A BPNA initiative, “It’s In Our Hands,” translated into a powerful call to action to help make a difference in many people’s lives. Under this initiative, employees pledged their hearts and hands to serve more than 200 diverse community organizations and projects in need and delivered approximately 10,000 service hours that positively affected nearly 20,000 people from the most remote towns in Florida, New York, New Jersey, Illinois, Texas, and California.

     Popular Financial Holdings also held a number of initiatives based on a collaboration recommended by employees with community organizations, many of them focused on health-related matters.

     Both in Puerto Rico and the United States, our people honor Popular’s institutional value that refers to social commitment: We are committed to work actively in promoting the social and economic well-being of the communities we serve.

Popular / 2004 / Annual Report

[P28]

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

These words, written in 1928 by Don Rafael Carrión Pacheco, Executive Vice President and President (1927-1956), embody the philosophy of Popular, Inc.

OUR PEOPLE

The men and women who work for our institution, from the highest executive to the employees who handle the most routine tasks, feel a special pride in serving our customers with care and dedication. All of them feel the personal satisfaction of belonging to the “Banco Popular Family,” which fosters affection and understanding among its members, and which at the same time firmly complies with the highest ethical and moral standards of behavior.

These words by Don Rafael Carrión Jr., President and Chairman of the Board (1956-1991), were written in 1988 to commemorate the 95th anniversary of Banco Popular de Puerto Rico, and reflect our commitment to human resources.

INSTITUTIONAL VALUES

Social Commitment
 We are committed to work actively in promoting the social and economic well-being of the communities we serve.

Customer
 We achieve satisfaction for our customers and earn their loyalty by adding value to each interaction. Our relationship with the customer takes precedence over any particular transaction.

Integrity
 We are guided by the highest standards of ethics, integrity and morality. Our customers’ trust is of utmost importance to our institution.

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

compete / create / build / discover / inspire

[P29]

[ Corporate Leadership Circle ]

standing, from left to right

RICHARD L. CARRIÓN
Chairman
President
Chief Executive Officer
Popular, Inc.

BILL WILLIAMS
Executive Vice President, Popular, Inc.
President, Popular Financial Holdings

AMÍLCAR JORDÁN, ESQ.
Executive Vice President
Risk Management
Popular, Inc.

FÉLIX M. VILLAMIL
Executive Vice President, Popular, Inc.
President, EVERTEC, Inc.

seated, from left to right

ROBERTO R. HERENCIA
Executive Vice President, Popular, Inc.
President, Banco Popular North America

DAVID H. CHAFEY JR.
Senior Executive Vice President, Popular, Inc.
President, Banco Popular de Puerto Rico

TERE LOUBRIEL
Executive Vice President
People, Communications and Planning
Popular, Inc.

JORGE A. JUNQUERA
Senior Executive Vice President, Chief Financial Officer
Popular, Inc.

BRUNILDA SANTOS DE ÁLVAREZ, ESQ.
Executive Vice President, Chief Legal Counsel
Popular, Inc.

Popular / 2004 / Annual Report

[P30]

[ Board of Directors, Popular, Inc. ]

standing, from left to right

MANUEL MORALES JR.
President, Parkview Realty, Inc.

JOSÉ B. CARRIÓN JR.
President, Collosa Corporation

FÉLIX J. SERRALLÉS NEVARES
President and Chief Executive Officer
Destilería Serrallés, Inc.

SAMUEL T. CÉSPEDES, ESQ.
Secretary of the Board of Directors
Popular, Inc.

WILLIAM J. TEUBER JR.
Chief Financial Officer, EMC Corporation

FRANCISCO M. REXACH JR.
President, Capital Assets, Inc.

seated, from left to right

JOSÉ R. VIZCARRONDO
Vice President and Chief Operating Officer
Desarrollos Metropolitanos, S.E.

FREDERIC V. SALERNO
Investor

RICHARD L. CARRIÓN
Chairman
President
Chief Executive Officer
Popular, Inc.

MARÍA LUISA FERRÉ
Executive Vice President, Grupo Ferré Rangel

JUAN J. BERMÚDEZ
Partner, Bermúdez & Longo, S.E.

compete / create / build / discover / inspire

[P31]

[ Condensed Consolidated Statements of Condition ]

	At December 31,
(In thousands)	2004	2003

Assets
Cash and due from banks	$716,459	$688,090
Money market investments	879,640	772,893
Trading securities, at market value	385,139	605,119
Investment securities available-for-sale, at market value	11,162,145	10,051,579
Investment securities held-to-maturity, at amortized cost	340,850	186,821
Other investment securities, at lower of cost or realizable value	302,440	233,144
Loans held-for-sale, at lower of cost or market	750,728	271,592

Loans held-in-portfolio	28,253,923	22,613,879
Less – Unearned income	262,390	283,279
Allowance for loan losses	437,081	408,542

	27,554,452	21,922,058

Premises and equipment	545,681	485,452
Other real estate	59,717	53,898
Accrued income receivable	207,542	176,152
Other assets	1,046,374	769,037
Goodwill	411,308	191,490
Other intangible assets	39,101	27,390

	$44,401,576	$36,434,715

Liabilities and Stockholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$4,173,268	$3,726,707
Interest bearing	16,419,892	14,371,121

	20,593,160	18,097,828
Federal funds purchased and assets sold under agreements to repurchase	6,436,853	5,835,587
Other short-term borrowings	3,139,639	1,996,624
Notes payable	10,180,710	6,992,025
Subordinated notes	125,000	125,000
Other liabilities	821,491	633,129

	41,296,853	33,680,193

Minority interest in consolidated subsidiaries	102	105

Stockholders’ equity:
Preferred stock	186,875	186,875
Common stock	1,680,096	837,566
Surplus	278,840	314,638
Retained earnings	1,129,793	1,601,851
Accumulated other comprehensive income, net of tax	35,454	19,014
Treasury stock – at cost	(206,437)	(205,527)

	3,104,621	2,754,417

	$44,401,576	$36,434,715

Popular / 2004 / Annual Report

[P32]

[ Condensed Consolidated Statements of Income ]

	Year ended December 31,
(In thousands, except per share information)	2004	2003	2002

Interest income
Loans	$1,751,150	$1,550,036	$1,528,903
Money market investments	25,660	25,881	32,505
Investment securities	413,492	422,295	445,925
Trading securities	25,963	36,026	16,464

	2,216,265	2,034,238	2,023,797

Interest expense
Deposits	330,351	342,891	432,415
Short-term borrowings	165,425	147,456	185,343
Long-term debt	344,978	259,203	245,795

	840,754	749,550	863,553

Net interest income	1,375,511	1,284,688	1,160,244
Provision for loan losses	178,657	195,939	205,570

Net interest income after provision for loan losses	1,196,854	1,088,749	954,674
Service charges on deposit accounts	165,241	161,839	157,713
Other service fees	295,551	284,392	265,806
Gain (loss) on sale of investment securities	15,254	71,094	(3,342)
Trading account loss	(159)	(10,214)	(804)
Gain on sale of loans	44,168	53,572	52,077
Other operating income	88,716	65,327	72,313

	1,805,625	1,714,759	1,498,437

Operating expenses
Personnel costs	571,018	526,444	488,741
Net occupancy expenses	89,821	83,630	78,503
Equipment expenses	108,823	104,821	99,099
Other taxes	40,260	37,904	37,144
Professional fees	95,084	82,325	84,660
Communications	60,965	58,038	53,892
Business promotion	75,708	73,277	61,451
Printing and supplies	17,938	19,111	19,918
Other operating expenses	103,551	119,689	96,490
Amortization of intangibles	7,844	7,844	9,104

	1,171,012	1,113,083	1,029,002

Income before income tax and minority interest	634,613	601,676	469,435
Income tax	144,705	130,326	117,255
Net gain of minority interest	—	(435)	(248)

Net income	$489,908	$470,915	$351,932

Net income applicable to common stock	$477,995	$460,996	$349,422

Net income per common share (basic and diluted)	$1.79	$1.74	$1.31

Dividends declared per common share	$0.62	$0.51	$0.40

For a complete set of audited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, refer to Popular, Inc.’s 2004 Financial Review and Supplementary Information to Stockholders incorporated by reference in Popular, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

[P33]

[ Historical Financial Summary — 25 Years ]

(Dollars in millions,
except per share data)	1980	1981	1982	1983	1984	1985	1986	1987	1988	1989	1990
Selected Financial Information
Net Interest Income	$130.0	$135.9	$151.7	$144.9	$156.8	$174.9	$184.2	$207.7	$232.5	$260.9	$284.2
Non-Interest Income	14.2	15.8	15.9	19.6	19.0	26.8	41.4	41.0	54.9	63.3	70.9
Operating Expenses	101.3	109.4	121.2	127.3	137.2	156.0	168.4	185.7	195.6	212.4	229.6
Net Income	23.5	24.3	27.3	26.8	29.8	32.9	38.3	38.3	47.4	56.3	63.4

Assets	2,630.1	2,677.9	2,727.0	2,974.1	3,526.7	4,141.7	4,531.8	5,389.6	5,706.5	5,972.7	8,983.6
Net Loans	988.4	1,007.6	976.8	1,075.7	1,373.9	1,715.7	2,271.0	2,768.5	3,096.3	3,320.6	5,373.3
Deposits	2,060.5	2,111.7	2,208.2	2,347.5	2,870.7	3,365.3	3,820.2	4,491.6	4,715.8	4,926.3	7,422.7
Stockholders’ Equity	122.1	142.3	163.5	182.2	203.5	226.4	283.1	308.2	341.9	383.0	588.9

Market Capitalization	$45.0	$66.4	$99.0	$119.3	$159.8	$216.0	$304.0	$260.0	$355.0	$430.1	$479.1
Return on Assets (ROA)	0.92%	0.90%	0.96%	0.95%	0.94%	0.89%	0.88%	0.76%	0.85%	0.99%	1.09%
Return on Equity (ROE)	19.96%	18.36%	17.99%	15.86%	15.83%	15.59%	15.12%	13.09%	14.87%	15.87%	15.55%
Per Common Share[1]
Net Income	$0.17	$0.17	$0.19	$0.19	$0.21	$0.23	$0.25	$0.24	$0.30	$0.35	$0.40
Dividends (Declared)	0.04	0.03	0.04	0.06	0.06	0.07	0.08	0.09	0.09	0.10	0.10
Book Value	0.83	0.97	1.11	1.24	1.38	1.54	1.73	1.89	2.10	2.35	2.46
Market Price	$0.51	$0.46	$0.69	$0.83	$1.11	$1.50	$2.00	$1.67	$2.22	$2.69	$2.00
Assets by Geographical Area
Puerto Rico	95.53%	94.65%	94.63%	93.70%	91.31%	92.42%	91.67%	94.22%	93.45%	92.18%	88.59%
United States	4.47%	5.14%	5.01%	5.23%	7.52%	6.47%	7.23%	5.01%	5.50%	6.28%	9.28%
Caribbean and Latin America		0.21%	0.36%	1.07%	1.17%	1.11%	1.10%	0.77%	1.05%	1.54%	2.13%

Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Traditional Delivery System
Banking Branches
Puerto Rico	110	110	110	112	113	115	124	126	126	128	173
Virgin Islands		1	2	3	3	3	3	3	3	3	3
United States	7	7	7	6	9	9	9	9	10	10	24

Subtotal	117	118	119	121	125	127	136	138	139	141	200

Non-Banking Offices
Popular Financial Holdings
Popular Cash Express
Popular Finance								14	17	18	26
Popular Auto										4	9
Popular Leasing,U.S.A.
Popular Mortgage
Popular Securities
Popular Insurance
Popular Insurance Agency U.S.A	.
Popular Insurance,V.I.
EVERTEC

Subtotal								14	17	22	35

Total	117	118	119	121	125	127	136	152	156	163	235
Electronic Delivery System
ATMs[2]
Owned and Driven
Puerto Rico				30	78	94	113	136	153	151	211
Caribbean								3	3	3	3
United States

Subtotal				30	78	94	113	139	156	154	214

Driven
Puerto Rico					6	36	51	55	68	65	54
Caribbean

Subtotal					6	36	51	55	68	65	54

Total				30	84	130	164	194	224	219	268
Transactions (in millions)
Electronic Transactions[3]				0.6	4.4	7.0	8.3	12.7	14.9	16.1	18.0
Items Processed	94.8	96.9	98.5	102.1	110.3	123.8	134.0	139.1	159.8	161.9	164.0
Employees (full-time equivalent)	3,838	3,891	3,816	3,832	4,110	4,314	4,400	4,699	5,131	5,213	7,023

[1]	Per common share data adjusted for stock splits
[2]	Does not include host-to-host ATMs (2,047 in 2004) which are neither owned nor driven, but are part of the ATH Network
[3]	From 1980-2003, electronic transactions include ACH, Direct Payment, TelePago and Internet Banking and ATH Network transactions in Puerto Rico. 2004 was adjusted to reflect the entire processing business which includes ATH Network transactions in the Dominican Republic, Costa Rica, El Salvador and United States and health care transactions, in addition to those previously stated

Popular / 2004 / Annual Report

[P34]

1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
$ 407.8	$440.2	$492.1	$535.5	$584.2	$681.3	$784.0	$873.0	$953.7	$982.8	$1,056.8	$1,160.2	$1,284.7	$1,375.5
131.8	124.5	125.2	141.3	173.3	205.5	247.6	291.2	372.9	464.1	491.8	543.8	626.0	608.8
345.7	366.9	412.3	447.8	486.8	541.9	636.9	720.4	837.5	876.4	926.2	1,029.0	1,113.1	1,171.0
64.6	85.1	109.4	124.7	146.4	185.2	209.6	232.3	257.6	276.1	304.5	351.9	470.9	489.9

8,780.3	10,002.3	11,513.4	12,778.4	15,675.5	16,764.1	19,300.5	23,160.4	25,460.5	28,057.1	30,744.7	33,660.4	36,434.7	44,401.6
5,195.6	5,252.1	6,346.9	7,781.3	8,677.5	9,779.0	11,376.6	13,078.8	14,907.8	16,057.1	18,168.6	19,582.1	22,602.2	28,742.3
7,207.1	8,038.7	8,522.7	9,012.4	9,876.7	10,763.3	11,749.6	13,672.2	14,173.7	14,804.9	16,370.0	17,614.7	18,097.8	20,593.2
631.8	752.1	834.2	1,002.4	1,141.7	1,262.5	1,503.1	1,709.1	1,661.0	1,993.6	2,272.8	2,410.9	2,754.4	3,104.6

$ 579.0	$987.8	$1,014.7	$923.7	$1,276.8	$2,230.5	$3,350.3	$4,611.7	$3,790.2	$3,578.1	$3,965.4	$4,476.4	$5,960.2	$7,685.6
0.72%	0.89%	1.02%	1.02%	1.04%	1.14%	1.14%	1.14%	1.08%	1.04%	1.09%	1.11%	1.36%	1.23%
10.57%	12.72%	13.80%	13.80%	14.22%	16.17%	15.83%	15.41%	15.45%	15.00%	14.84%	16.29%	19.30%	17.60%

$ 0.27	$0.35	$0.42	$0.46	$0.53	$0.67	$0.75	$0.83	$0.92	$0.99	$1.09	$1.31	$1.74	$1.79
0.10	0.10	0.12	0.13	0.15	0.18	0.20	0.25	0.30	0.32	0.38	0.40	0.51	0.62
2.63	2.88	3.19	3.44	3.96	4.40	5.19	5.93	5.76	6.96	7.97	9.10	9.66	10.95
$ 2.41	$3.78	$3.88	$3.52	$4.85	$8.44	$12.38	$17.00	$13.97	$13.16	$14.54	$16.90	$22.43	$28.83

86.67%	87.33%	79.42%	75.86%	75.49%	73.88%	74.10%	71.32%	70.95%	71.80%	67.66%	66.27%	61.84%	54.56%
10.92%	10.27%	16.03%	19.65%	20.76%	22.41%	23.34%	24.44%	25.17%	25.83%	29.84%	31.60%	36.29%	43.48%
2.41%	2.40%	4.55%	4.49%	3.75%	3.71%	2.56%	4.24%	3.88%	2.37%	2.50%	2.13%	1.87%	1.96%

100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

161	162	165	166	166	178	201	198	199	199	196	195	193	192
3	3	8	8	8	8	8	8	8	8	8	8	8	8
24	30	32	34	40	44	63	89	91	95	96	96	97	128

188	195	205	208	214	230	272	295	298	302	300	299	298	328

27	41	58	73	91	102	117	128	137	136	149	153	181	183

							51	102	132	154	195	129	114
26	26	26	28	31	39	44	48	47	61	55	36	43	43
9	9	8	10	9	8	10	10	12	12	20	18	18	18
						7	8	10	11	13	13	11	15
				3	3	3	11	13	21	25	29	32	30
					1	2	2	2	3	4	7	8	9
									2	2	2	2	2
										1	1	1	1
											1	1	1
								4	4	4	5	5	7

62	76	92	111	134	153	183	258	327	382	427	460	431	423

250	271	297	319	348	383	455	553	625	684	727	759	729	751

206	211	234	262	281	327	391	421	442	478	524	539	557	568
3	3	8	8	8	9	17	59	68	37	39	53	57	59
	6	11	26	38	53	71	94	99	109	118	131	129	163

209	220	253	296	327	389	479	574	609	624	681	723	743	790

73	81	86	88	120	162	170	187	102	118	155	174	176	167
					97	192	265	851	920	823	926	1,110	1,216

73	81	86	88	120	259	362	452	953	1,038	978	1,100	1,286	1,383
282	301	339	384	447	648	841	1,026	1,562	1,662	1,659	1,823	2,029	2,173

23.9	28.6	33.2	43.0	56.6	78.0	111.2	130.5	159.4	199.5	206.0	236.6	255.7	615.1
166.1	170.4	171.8	174.5	175.0	173.7	171.9	170.9	171.0	160.2	149.9	145.3	138.5	133.9
7,006	7,024	7,533	7,606	7,815	7,996	8,854	10,549	11,501	10,651	11,334	11,037	11,474	12,142

compete / create / build / discover / inspire

[P35]

SUBSIDIARIES

Banco Popular de Puerto Rico
Popular Mortgage, Inc.
Popular Auto, Inc.
Popular Finance, Inc.
Popular Securities, Inc.
Popular Insurance, Inc.
Popular Life Re
Popular Insurance V.I., Inc.
Banco Popular North America
Popular Cash Express
Popular Leasing, U.S.A.
Banco Popular, National Association
Popular North America, Inc.
Popular Insurance Agency U.S.A., Inc
Popular FS, LLC
Popular International Bank, Inc.
Popular Financial Holdings, Inc.
Equity One, Inc.
EVERTEC, Inc.
ATH Costa Rica, S.A./CreST, S.A.
EVERTEC de Venezuela, C.A.
Grupo Gen-Mult de la Republica Dominicana, S.A.

STOCKHOLDERS’ INFORMATION

Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP

Annual Meeting
The 2005 Annual Stockholders’ Meeting of Popular, Inc. will be held on Wednesday, April 27, at 9:00 a.m. at Centro Europa Building in San Juan, Puerto Rico

Telephone: (787) 765-9800 ext. 5637, 5525
Fax: (787) 281-5193
E-mail: popular-stck-transfer@bppr.com

Additional Information
Copies of the Annual Report to the Securities and Exchange Commission on Form 10-K and any other financial information may be obtained by writing to:

Ileana Gonzalez Quevedo
Senior Vice President and Comptroller
Popular, Inc.
PO Box 362708
San Juan, PR 00936-2708

Telephone: (787) 765-9800 ext. 6102
Fax: (787) 759-7803

Or visit our web site www.popularinc.com

Design: BD&E Inc., Pittsburgh, Pennsylvania
Photography: Ernesto Robles, Tom Gigliotti
Printing: Hoechstetter Printing, an RR Donnelley Company

Popular / 2004 / Annual Report

[P36]

Financial Review and Supplementary Information

Popular / 2004 / Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview	3

Sarbanes-Oxley Section 404 Compliance	8

Forward-looking Statements	8

Critical Accounting Policies	9

Statement of Income Analysis
Net Interest Income	11
Provision for Loan Losses	15
Non-Interest Income	15
Operating Expenses	16
Income Tax Expense	18
Fourth Quarter Results	18

Statement of Condition Analysis
Assets	18
Deposits, Borrowings and Other Liabilities	20
Stockholders’ Equity	21

Off-Balance Sheet Financing Entities	23

Risk Management	23
Market Risk	23
Liquidity Risk	28
Credit Risk Management and Loan Quality	32
Operational Risk Management	37

Glossary of Selected Financial Terms	39

Statistical Summaries
Statements of Condition	41
Statements of Income	42
Quarterly Financial Data	43
Average Balance Sheet and Summary of Net Interest Income	44

Popular / 2004 / Annual Report	[P2]

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section provides a discussion and analysis of the consolidated financial position and financial performance of Popular, Inc. and its subsidiaries (the Corporation or Popular). All accompanying tables, financial statements and notes included elsewhere in this report should be considered an integral part of this analysis.

OVERVIEW

The Corporation is a financial holding company, which is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Since its foundation more than a century ago, Popular has evolved from a commercial bank based in Puerto Rico to a diverse full financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico (BPPR), as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, Banco Popular North America (BPNA), providing complete financial solutions to all the communities it serves. Also, in the United States, Popular Financial Holdings, Inc. (PFH), holding company of Equity One, Inc., offers mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, and an asset acquisitions unit. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, and is exporting its 111 years of experience through the region.

     Highlights of the Corporation’s performance for 2004 are listed below. These items and their financial impact are explained further in this Management’s Discussion and Analysis. Table A presents a five-year summary of the components of net income as a percentage of average total assets, whereas Table B presents the changes in net income applicable to common stock and earnings per common share. In addition, Table C provides selected financial data for the past 10 years. A glossary of financial terms has been included on pages 39 to 40.

     Net income for the year ended December 31, 2004 reached $489.9 million, from $470.9 million in 2003. The results for the year 2003 included $71.1 million in gains on sale of securities, mainly marketable equity securities, compared with $15.3 million in 2004. Earnings per common share (EPS), basic and diluted, for the year 2004 were $1.79, compared with $1.74 in 2003, an increase of 3%. All references to the numbers of common shares and per share amounts have been restated to reflect the two-for-one stock split in the form of a stock dividend effective on July 8, 2004. Net income for 2004 represented a return on assets (ROA) of 1.23% and a return on common equity (ROE) of 17.60%. For the year 2003, the Corporation reported ROA and ROE of 1.36% and 19.30%, respectively.

     The Corporation’s business mix continued to produce a balanced revenue stream in 2004. The main source of income for the Corporation continues to be its net interest income, which represented approximately 69% of the Corporation’s total revenues (defined as net interest income plus non-interest income). In recent years, the Corporation has continued to diversify its revenue stream by offering a wide array of services that provide a stable source of income that is not sensitive to interest-rate fluctuations, such as processing,

Table A
Components of Net Income as a Percentage of Average Total Assets

	For the Year
	2004	2003	2002	2001	2000

Net interest income	3.45%	3.71%	3.65%	3.78%	3.70%
Provision for loan losses	(0.45)	(0.57)	(0.65)	(0.76)	(0.73)
Securities and trading gains (losses)	0.04	0.18	(0.01)	(0.01)	0.05
Operating income	1.49	1.63	1.72	1.76	1.70

	4.53	4.95	4.71	4.77	4.72
Operating expenses	(2.94)	(3.21)	(3.23)	(3.31)	(3.30)

Net income before tax	1.59	1.74	1.48	1.46	1.42
Income tax	(0.36)	(0.38)	(0.37)	(0.37)	(0.38)

Net income	1.23%	1.36%	1.11%	1.09%	1.04%

[P3]

check cashing, insurance agency and credit and debit card related services and transactional fees.

     Explanations for the main variances in the results for the year ended December 31, 2004, compared with the preceding year follow:

•	Higher net interest income by $90.8 million, or 7%, principally as a result of the growth in average earning assets, mainly loans, partially offset by a compression in the net interest margin. For further information refer to the Net Interest Income and Market Risk analysis sections of this report.

•	Lower provision for loan losses by $17.3 million, or 9%, as a result of improved credit quality trends and a continued shift in the mix of the loan portfolio towards a greater proportion of real estate secured loans.

•	Lower non-interest income by $17.2 million, or 3%, mainly due to lower gains on the sale of investment securities during 2004, partially offset by higher other service fees, service charges on deposit accounts, and other operating income, coupled with lower trading account losses.

•	Higher operating expenses by $57.9 million, or 5%, principally in the categories of personnel costs, professional fees, net occupancy and equipment expenses, partly compensated by lower other operating expenses. The increase in operating expenses is related to the continued growth in the Corporation’s operations, including Quaker City, acquired in the third quarter of 2004, which accounted for approximately $11 million of this increase.

•	Higher income tax expense by $14.4 million, or 11%, due to both higher pre-tax income and lower tax-exempt interest income.

•	An important aspect of a financial institution is that related to lending activities. Total loans at December 31, 2004 reflected a $6.1 billion, or 27% growth from December 31, 2003. The increase in loans was driven primarily by good results in mortgage, commercial and consumer lending, including approximately $1.7 billion in loans from Quaker City, mainly commercial and mortgage loans. For more detailed information on lending activities, refer to the Provision for Loan Losses, Assets and Credit Risk Management and Loan Quality sections of this report.

•	Deposits increased by $2.5 billion, or 14%, from December 31, 2003, mostly reflected in savings and time deposits. The Corporation’s extensive branch network in Puerto Rico and its expanding network in major U.S. markets have enabled it to maintain a stable base of deposits. The banking industry has been characterized by intense competition in recent years, to which the Corporation has reacted by designing attractive products and services, and by launching effective marketing campaigns to retain and attract customers and cross-sell products and services offered by the Corporation’s traditional banking and non-banking subsidiaries. Quaker City contributed approximately $1.2 billion in deposits at December 31, 2004.

•	Borrowings increased by $4.9 billion, or 33%, from December 31, 2003. Funding was principally used for earning asset growth and business expansion.

•	At December 31, 2004, stockholders’ equity amounted to $3.1 billion, compared with $2.8 billion at the same date in the preceding year.

•	Cash dividends per common share for 2004 increased to $0.62, and were 22% higher than the cash dividend of $0.51 per common share in 2003.

•	The Corporation’s common stock rose 28.5% in market value in 2004 closing at $28.83, and was identified by American Banker as the best performing stock in the large cap bank group. The Corporation’s market capitalization at December 31, 2004 was $7.7 billion, compared with $6.0 billion at December 31, 2003.

     Continuing with the expansion plans of the Corporation’s banking franchise in the United States, on August 31, 2004, BPNA completed the acquisition of Quaker City Bancorp (Quaker City), the savings and loan holding company for Quaker City Bank, based in Whittier, California. Quaker City Bank added 27 retail full-service branches in Southern California. Also, during 2004, the Corporation announced the acquisition of Kislak National Bank (Kislak) in South Florida. This financial institution, which officially became a part of BPNA in January of 2005, added 8 branches in the Miami area with approximately $965 million in assets, $590 million in loans, including a portfolio to condominium and homeowner associations, and $659 million in deposits.

     Effective on April 1, 2004, GM Group, Inc., the Corporation’s processing subsidiary, was renamed EVERTEC, Inc. This company conducts the operations previously conducted by GM Group, as well as the former operational and programming services of BPPR. This initiative was part of Popular’s strategic objectives to provide added value to its customers by offering integrated technological solutions and financial transaction processing. This will also allow the Corporation to strengthen its services through substantial growth in the processing area and the development of new technological services in Puerto Rico, the Caribbean, Central America and the United States.

     The Corporation also completed other small scale acquisitions, which are strategically very important for the attainment of its business segment strategic objectives and future earnings growth. During 2004, Popular acquired an additional equity stake in Consorcio de Tarjetas Dominicanas (CONTADO) in the Dominican Republic, the leading payment network in that country. In addition, Popular increased its equity stake in Banco Hipotecario Dominicano (BHD) in the Dominican Republic from 17.2% to approximately

Popular / 2004 / Annual Report	[P4]

Table B
Changes in Net Income and Earnings per Common Share

	2004		2003		2002
(In thousands, except per common share amounts)	Dollars	Per share	Dollars	Per share	Dollars	Per share

Net income applicable to common stock for prior year	$460,996	$1.74	$349,422	$1.31	$296,188	$1.09
Increase (decrease) from changes in:
Net interest income	90,823	0.34	124,444	0.47	103,487	0.38
Provision for loan losses	17,282	0.06	9,631	0.04	7,680	0.03
Sales of investment securities	(55,840)	(0.21)	74,436	0.28	(3,369)	(0.02)
Trading account	10,055	0.04	(9,410)	(0.04)	977	0.01
Operating income	28,546	0.11	17,221	0.06	54,339	0.20
Operating expenses	(57,929)	(0.22)	(84,081)	(0.32)	(102,793)	(0.38)
Income tax	(14,379)	(0.05)	(13,071)	(0.05)	(11,975)	(0.05)
Minority interest	435	—	(187)	—	(266)	—
Cumulative effect of accounting change	—	—	—	—	(686)	—

Net income before preferred stock dividends and change in average common shares	479,989	1.81	468,405	1.75	343,582	1.26
(Increase) decrease in preferred stock dividends	(1,994)	(0.01)	(7,409)	(0.03)	5,840	0.02
Change in average common shares*	—	(0.01)	—	0.02	—	0.03

Net income applicable to common stock	$477,995	$1.79	$460,996	$1.74	$349,422	$1.31

*Reflects the effect of the shares repurchased, plus the shares issued through the Dividend Reinvestment Plan and the effect of stock options exercised in the years presented.

20%. In Puerto Rico, EVERTEC continued strengthening the health care transaction processing business by acquiring Advanced Data Support, in late 2003. Furthermore, EVERTEC acquired substantially all of the assets of Blas Menendez and Associates (Blas) in October 2004. Blas was a computer software and information technology consulting company principally engaged in the design, development and maintenance of office management software programs for the health care industry in Puerto Rico. Also, on December 1, 2004, Popular Insurance acquired Argomaniz & Associates, a general agency specializing in life insurance.

     During 2004, Popular reorganized its corporate structure to better reflect its business strategy and working philosophy. Also, the changes strengthen its position for continuous growth and delivery of solid results. There are five principal areas (referred to by management as “circles”):

     Popular Puerto Rico: The Corporation has established a strong leadership position in most product categories and population segments in Puerto Rico, but it faces the challenge of increased competition from local and national participants. The Corporation’s strategy to compete emphasizes on capitalizing on the Corporation’s broad delivery channels and client base and taking on the advantages of doing business with the whole Popular organization: a complete spectrum of products, competitive pricing and superior service.

     United States Financial Services: Popular’s operations in the United States, which include retail and commercial banking, lease financing, retail financial and insurance services, have grown and prospered since the launching in 2002 of “A New Day”, a set of strategies designed to improve financial results through 2005. The focus on the first two years of this plan was on reengineering and laying the operational foundation for growth. Now the focus is centered in revenue-generating initiatives, including strategies towards the consumer and commercial loan markets and the implementation of a Customer Acquisition Program to attract and retain customers. Also, there is continued attention to control expenses. The integration of Quaker City and the recent acquisition of Kislak will become an integral part within the Corporation’ s strategies in the United States.

     Popular Financial Holdings: Equity One, Popular’s U.S. non-prime mortgage lending and servicing company took important steps in 2004 by forming PFH, a new holding company that allows it to pursue new business strategies while leveraging the strength of the Popular brand. New business opportunities identified by PFH include consumer financing for manufactured housing through national dealer networks and extending its servicing capacity. Other initiatives include a cross-selling project and the creation of a product development unit.

[P5]

Table C
Selected Financial Data

(Dollars in thousands, except per share data)	2004	2003	2002

CONDENSED INCOME STATEMENTS
Interest income	$2,216,265	$2,034,238	$2,023,797
Interest expense	840,754	749,550	863,553

Net interest income	1,375,511	1,284,688	1,160,244

Provision for loan losses	178,657	195,939	205,570
Securities and trading gains (losses)	15,095	60,880	(4,146)
Operating income	593,676	565,130	547,909
Operating expenses	1,171,012	1,113,083	1,029,002
Income tax	144,705	130,326	117,255
Net (gain) loss of minority interest	—	(435)	(248)
Cumulative effect of accounting change	—	—	—

Net income	$489,908	$470,915	$351,932

Net income applicable to common stock	$477,995	$460,996	$349,422

PER COMMON SHARE DATA*
Net income (basic and diluted) (before and after cumulative effect of accounting change)	$1.79	$1.74	$1.31
Dividends declared	0.62	0.51	0.40
Book value	10.95	9.66	9.10
Market price	28.83	22.43	16.90
Outstanding shares:
Average	266,302,105	265,481,840	267,830,164
End of period	266,582,103	265,783,892	264,878,094

AVERAGE BALANCES
Net loans**	$25,143,559	$20,730,041	$18,729,220
Earning assets	37,621,648	32,781,355	30,194,914
Total assets	39,898,775	34,674,761	31,822,390
Deposits	19,409,055	17,757,968	16,984,646
Borrowings	16,954,909	13,835,437	12,190,076
Total stockholders’ equity	2,903,137	2,545,113	2,150,386

PERIOD END BALANCES
Net loans**	$28,742,261	$22,602,192	$19,582,119
Allowance for loan losses	437,081	408,542	372,797
Earning assets	41,812,475	34,451,748	31,899,765
Total assets	44,401,576	36,434,715	33,660,352
Deposits	20,593,160	18,097,828	17,614,740
Borrowings	19,882,202	14,949,236	12,955,966
Total stockholders’ equity	3,104,621	2,754,417	2,410,879

SELECTED RATIOS
Net interest yield (taxable equivalent basis)	3.95%	4.28%	4.19%
Return on average total assets	1.23	1.36	1.11
Return on average common stockholders’ equity	17.60	19.30	16.29
Dividend payout ratio to common stockholders	32.85	27.05	30.76
Efficiency ratio	59.86	60.17	60.39
Overhead ratio	40.88	37.91	41.82
Tier I capital to risk-adjusted assets	11.82	12.43	9.85
Total capital to risk-adjusted assets	13.21	13.93	11.52

*	Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods. All per share data has been adjusted to reflect three stock splits effected in the form of dividends on July 8, 2004, July 1, 1998 and July 1, 1996.

**	Includes loans held-for-sale.

Popular / 2004 / Annual Report	[P6]

Year ended December 31,
2001	2000	1999	1998	1997	1996	1995

$2,095,862	$2,150,157	$1,851,670	$1,651,703	$1,491,303	$1,272,853	$1,105,807
1,039,105	1,167,396	897,932	778,691	707,348	591,540	521,624

1,056,757	982,761	953,738	873,012	783,955	681,313	584,183

213,250	194,640	148,948	137,213	110,607	88,839	64,558
(1,754)	13,192	(944)	12,586	6,202	3,202	7,153
493,570	450,868	373,860	278,660	241,396	202,270	166,185
926,209	876,433	837,482	720,354	636,920	541,919	486,833
105,280	100,797	85,120	74,671	74,461	70,877	59,769
18	1,152	2,454	328	—	—	—
686	—	—	—	—	—	—

$304,538	$276,103	$257,558	$232,348	$209,565	$185,150	$146,361

$296,188	$267,753	$249,208	$223,998	$201,215	$176,800	$138,011

$1.09	$0.99	$0.92	$0.83	$0.75	$0.67	$0.53
0.38	0.32	0.30	0.25	0.20	0.18	0.15
7.97	6.96	5.76	5.93	5.19	4.40	3.96
14.54	13.16	13.97	17.00	12.38	8.44	4.85

272,476,576	271,814,952	271,171,268	271,064,172	268,073,928	264,089,248	263,265,200
272,724,728	271,997,234	271,308,584	271,274,654	270,730,816	264,354,024	263,589,088

$17,045,257	$15,801,887	$13,901,290	$11,930,621	$10,548,207	$9,210,964	$8,217,834
26,414,204	24,893,366	22,244,959	19,261,949	17,409,634	15,306,311	13,244,170
27,957,107	26,569,755	23,806,372	20,432,382	18,419,144	16,301,082	14,118,183
15,575,791	14,508,482	13,791,338	12,270,101	10,991,557	10,461,796	9,582,151
9,805,000	9,674,547	7,825,855	6,268,921	5,874,427	4,370,447	3,255,123
2,096,534	1,884,525	1,712,792	1,553,258	1,370,984	1,193,506	1,070,482

$18,168,551	$16,057,085	$14,907,754	$13,078,795	$11,376,607	$9,779,028	$8,677,484
336,632	290,653	292,010	267,249	211,651	185,574	168,393
29,139,288	26,339,431	23,754,620	21,591,950	18,060,998	15,484,454	14,668,195
30,744,676	28,057,051	25,460,539	23,160,357	19,300,507	16,764,103	15,675,451
16,370,042	14,804,907	14,173,715	13,672,214	11,749,586	10,763,275	9,876,662
11,588,221	10,785,239	9,154,468	7,297,742	5,689,460	4,421,184	4,391,013
2,272,818	1,993,644	1,660,986	1,709,113	1,503,092	1,262,532	1,141,697

4.33%	4.23%	4.65%	4.91%	4.84%	4.77%	4.74%
1.09	1.04	1.08	1.14	1.14	1.14	1.04
14.84	15.00	15.45	15.41	15.83	16.17	14.22
33.10	32.47	31.56	28.42	25.19	24.63	26.21
59.74	61.54	63.08	62.55	62.12	61.33	64.88
41.11	41.96	48.71	49.15	49.66	49.38	53.66
9.96	10.44	10.17	10.82	12.17	11.63	11.91
11.74	12.37	12.29	13.14	14.56	14.18	14.65

[P7]

     Processing: During 2004, EVERTEC integrated its people, systems, operations and facilities, while accomplishing important business goals. In Puerto Rico, the Corporation continued to expand its traditional processing activities, including strengthening the health care transaction processing business as a result of the acquisition in 2003 of one of the largest health application providers and processing companies in Puerto Rico. Popular continued expanding its presence in the Caribbean and Central America, in part through the previously mentioned acquisition of an additional equity stake in CONTADO. The processing business is important for Popular’s future because it represents an area with a great potential for growth and a source of stable, non-interest income.

     Corporate: The corporate group is made up by the CEO and the leaders of four administrative areas that were identified as critical for the organization — Finance, Risk Management, Legal and People, Planning and Communications. The role of the leaders of these administrative areas is to add value so that the business circles, in turn, can focus on their markets, clients and specific strategies.

     As a result of this reorganization, the Corporation has changed its business segments for internal financial reporting purposes. Refer to Note 30 to the audited consolidated financial statements for detailed financial information on the Corporation’s business segments.

     The Corporation, like other financial institutions, is subject to a number of risks, many of which are outside of management’s control. Among the risks assumed are: (1) market risk, which is the risk that changes in market rates and prices will adversely affect the Corporation’s financial condition or results of operation, (2) liquidity risk, which is the risk that the Corporation will have insufficient cash or access to cash to meet operating needs and financial obligations, (3) credit risk, which is the risk that loan customers or other counterparties will be unable to perform their contractual obligations, and (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. The description of the Corporation’s business contained in Item 1 of its Form 10-K for the year ended December 31, 2004, while not all inclusive, discusses additional information about the business of the Corporation that, in addition to the other information in this report, readers should consider.

     Lending and deposit activities and fee income generation are influenced by the level of business spending and investment, consumer income, spending and savings, capital market activities, competition, customer preferences, interest rate conditions and prevailing market rates on competing products. The Corporation continuously monitors general business and economic conditions, industry-related indicators and trends, competition, interest rate volatility, credit quality indicators, loan and deposit demand, operational and systems efficiencies and revenue enhancements and changes in the regulation of financial services companies, among other factors.

     Further discussion of operating results, financial condition and business risks is presented in the narrative and tables included herein.

SARBANES-OXLEY SECTION 404 COMPLIANCE

The area of corporate governance has received much attention in recent years. The Sarbanes-Oxley Act of 2002 (the Act), enacted in the wake of large corporate scandals, has made significant changes in many aspects of the financial reporting process of public corporations.

     Popular’s management acknowledges its responsibility for establishing and maintaining adequate internal controls over financial reporting and strives to continually enhance those controls. In order to achieve compliance with Section 404 of the Act, throughout 2004, the Corporation has been conducting a process to document and evaluate its internal controls over financial reporting. In this regard, Popular has dedicated internal resources and adopted a detailed work plan to: (1) assess and document the adequacy of internal control over financial reporting; (2) take actions to improve control processes where required; (3) validate through testing that controls are functioning as documented; and (4) implement a continuous reporting and improvement process for internal control over financial reporting. Popular believes that the process followed for documenting, evaluating and monitoring its internal control over financial reporting is consistent with the objectives of Section 404 of the Act.

     It should be noted that any system of controls, no matter how well designed and operated, has inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

     Popular’s management assessed the effectiveness of the Corporation’s internal controls over financial reporting as of December 31, 2004, and based on this assessment, Popular’s management believes that this internal control system was effective. Refer to Management’s Report on Internal Control over Financial Reporting included in page 46 of this Annual Report for the year ended December 31, 2004. Also, refer to page 47 for the report issued by the Corporation’s independent registered public accounting firm.

FORWARD-LOOKING STATEMENTS

The information included herein may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as

Popular / 2004 / Annual Report	[P8]

changes in interest rate environment as well as general changes in business and economic conditions, competition, fiscal and monetary policies and legislation may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of detailed forward-looking statements, refer to the Corporation’s Form 10-K for the year ended December 31, 2004 filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CRITICAL ACCOUNTING POLICIES

The accounting and reporting policies followed by the Corporation and its subsidiaries conform with generally accepted accounting principles in the United States and general practices within the financial services industry. These policies require management to make estimates and assumptions which involve significant judgment about the effect of matters that are inherently uncertain and that involve a high degree of subjectivity. These estimates are made under facts and circumstances at a point in time and changes in those facts and circumstances could produce actual results that differ from those estimates. The following is a summary of what management considers to be the Corporation’s critical accounting policies due to the estimates and assumptions involved. These policies are described in detail in Note 1 to the consolidated financial statements and should be read in conjunction with this section.

Securities’ Classification and Related Values

Management determines the appropriate classification of debt and equity securities at the time of purchase. Debt securities are classified as held-to-maturity when the Corporation has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt and equity securities are classified as trading when they are bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as held-to-maturity or trading, which have a readily available fair value, are classified as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in accumulated other comprehensive income (a component of stockholders’ equity). At December 31, 2004, unrealized gains on the available-for-sale securities, net of taxes, amounted to $71 million. Investments in debt, equity or other types of securities that do not have publicly and readily determinable fair values are classified as other investment securities in the statement of condition and carried at the lower of cost or realizable value.

     The assessment of fair value applies to certain of the Corporation’s assets and liabilities, including the trading and investment portfolios. Fair values are volatile and are affected by factors such as market interest rates, prepayment speeds and discount rates.

     Fair values for most of the Corporation’s trading and investment securities, including publicly-traded equity securities, are based on quoted market prices. If quoted market prices are not readily available, fair values are based on quoted prices of similar instruments. Tax-exempt Puerto Rico GNMA securities cannot be valued only by reference to market quotations for U.S. GNMA securities with similar characteristics, due to their preferential tax status in Puerto Rico. The Corporation determines the fair value of tax-exempt P.R. GNMA securities from quotations obtained from locally based brokerage firms. Significant changes in factors such as interest rates and accelerated prepayment rates could affect the value of the trading and investment securities, to be recognized in the results of operations, thereby adversely affecting results of operations. Management assesses the fair value of its portfolio at least on a quarterly basis. Any impairment that is considered other than temporary is recorded directly in the income statement.

     Notwithstanding the judgment required in fair valuing the Corporation’s assets and liabilities, management believes that its estimates of fair value are reasonable given the process of obtaining external prices, periodic reviews of internal models and the consistent application of methodologies from period to period.

Loans and Allowance for Loan Losses

Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding.

     Recognition of interest income on commercial and construction loans, lease financing, conventional mortgage loans and closed-end consumer loans is discontinued when loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. Income is generally recognized on open-end (revolving credit) consumer loans until the loans are charged-off. The Corporation adopted the standard industry practice for commercial loans of ceasing the accrual of interest at 90 days or more instead of 60 days or more, its prior policy, effective for the quarter ended March 31, 2004. Closed-end consumer loans and leases are charged-off when 120 days in arrears. In the case of the Corporation’s non-bank consumer and mortgage lending subsidiaries, however, closed-end consumer loans are charged-off when payments are 180 days delinquent. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears. Refer to the Credit Risk Management and Loan Quality section of this report for further information.

     One of the most critical and complex accounting estimates is associated with the determination of the allowance for loan losses. The provision for loan losses charged to current operations is based on this determination. The methodology used to establish the allowance for loan losses is based on SFAS No. 114 “Accounting by

[P9]

Creditors for Impairment of a Loan” (as amended by SFAS No. 118) and SFAS No. 5 “Accounting for Contingencies.” Under SFAS No. 114, commercial loans over a predefined amount ($250,000) are identified for impairment evaluation on an individual basis. The Corporation considers a loan to be impaired when interest and / or principal is past due 90 days or more, or, when based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate; the observable market price of the loan, if available; or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired loans is part of the Corporation’s overall allowance for loan losses. SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. Under SFAS No. 5, the allowance for loan losses for the Corporation is based on historical net charge-off experience by loan type and legal entity.

     The Corporation’s management evaluates the adequacy of the allowance for loan losses on a monthly basis following a systematic methodology in order to provide for known and inherent risks in the loan portfolio. In developing its assessment of the adequacy of the allowance for loan losses, the Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic and political developments affecting companies in specific industries and specific issues with respect to single borrowers. Other factors that can affect management’s estimates are the years of historical data to include when estimating losses, changes in underwriting standards, financial accounting standards and loan impairment measurement, among many others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold, may all affect the required level of the allowance for loan losses.

Income Taxes

The Corporation recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation’s financial statements or tax returns. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized. Differences in the actual outcome of these future tax consequences could impact the Corporation’s financial position or its results of operations. In estimating taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial and regulatory guidance, and recognizes tax benefits only when deemed probable.

     SFAS No. 109 “Accounting for Income Taxes” requires the recognition of income taxes on the unremitted earnings of subsidiaries, unless these can be remitted on a tax-free basis or are permanently invested. Certain of the Corporation’s United States subsidiaries (which are considered foreign under Puerto Rico income tax law) have never remitted retained earnings since these are necessary to carry out the Corporation’s expansion plans in the respective markets of those subsidiaries, thus considered to be permanently invested. In addition, the Corporation has no foreseeable need for the subsidiaries’ earnings given its ability to service its dividend program from the earnings of its domestic units. As of December 31, 2004, the Corporation has not accumulated deferred taxes on approximately $369 million of retained earnings held by the subsidiaries. Had the Corporation recorded a deferred tax liability on the unremitted earnings of its U.S. subsidiaries, it would have approximated $10.9 million for the year 2004 and $36.9 million on a cumulative basis at December 31, 2004.

     On October 22, 2004, President George W. Bush signed into law the American Jobs Creation Act of 2004, which lowers the withholding tax rate imposed on distributions of U.S. sourced dividends to a corporation organized under the laws of the Commonwealth of Puerto Rico from 30% to 10%. As described above, the Corporation’s United States subsidiaries earnings are considered permanently invested. Accordingly, the new law which lowered the withholding tax rate to 10% is not expected to have an impact in the Corporation’s earnings in the foreseeable future.

Goodwill and Other Intangible Assets

The Corporation’s goodwill and other identifiable intangible assets having an indefinite useful life are tested annually for impairment, as prescribed in SFAS No. 142 “Goodwill and Other Intangible Assets.” The test performed to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. The Corporation uses the present value of future cash flows and market price multiples of comparable companies to determine the fair market value of the reporting units. The discount rate employed to estimate the present value of projected cash flows is calculated using the Capital Asset Pricing Model (CAPM). Projected income is adjusted to determine each reporting unit’s total cash flow.

     The assumptions incorporated into the model are determined by analyzing the financial results of each reporting unit, following the same process employed when making operating decisions and measuring performance. Assumptions are based on historical financial results, market conditions and comparable companies, among other factors.

     Refer to Notes 1 and 10 to the consolidated financial statements for further information on goodwill and other intangible assets.

Pension and Postretirement Benefit Obligations

The Corporation provides pension and restoration benefit plans for employees of certain subsidiaries. The Corporation also provides

Popular / 2004 / Annual Report	[P10]

certain health care benefits for retired employees of BPPR. The benefit costs and obligations of these plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rate, rate of compensation increase and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against industry assumptions. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the plans and related valuation assumptions are included in Note 22 to the consolidated financial statements.

     The Corporation periodically reviews its assumption for long-term expected return on pension plan assets in the Banco Popular de Puerto Rico Retirement Plan, which is the Corporation’s largest pension plan with a market value of assets of $515 million at December 31, 2004. The expected return on plan assets is determined by considering a total fund return estimate based on a weighted average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.

     As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2005 to develop expected rates of return. This forecast reflects the actuarial firm’s expected long-term rates of return for each significant asset class or economic indicator, for example, 9.80% for U.S. equities, 4.70% for fixed income, and 2.80% inflation at January 1, 2005. The range of return developed relies both on forecasts and on broad-market historical benchmarks for expected return, correlation, and volatility for each asset class.

     As a consequence of recent reviews, the Corporation left unchanged its expected return on plan assets for year 2005 at 8.0%, similar to the expected rate assumed in 2003 and 2004.

     Pension expense for the Banco Popular de Puerto Rico Retirement Plan in 2004 amounted to $4.4 million. This included a credit of $37.1 million reflecting the expected return on assets for 2004.

     Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2005 from 8.00% to 7.50% would increase the projected 2005 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.5 million.

     The Corporation considers the Moody’s Long-term AA Corporate Bond yield prevailing at the end of the fiscal year, as well as other industry indexes such as the Citigroup Pension Liability Index, as a guide in the selection of the discount rate. Also, it uses bond matching analysis performed by the consulting actuaries as well as survey results from other clients prepared internally by the actuarial firm. The Corporation elected to use 5.75% as the discount rate to determine the benefit obligation at December 31, 2004, compared with 6.00% at December 31, 2003.

     A 50 basis point increase / decrease in the assumed discount rate of 5.75% as of the beginning of 2005 would decrease / increase the projected 2005 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $1.3 million. The change would not affect the minimum required contribution to the Plan.

     The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2004. The Corporation had an accrual for postretirement benefit costs of $117 million at December 31, 2004. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 22 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have in the cost components and postretirement benefit obligation of the Corporation.

STATEMENT OF INCOME ANALYSIS
Net Interest Income

The principal source of earnings of the Corporation is net interest income. The variables that affect net interest income are various, including the interest rate scenario, changes in volumes and mix of earning assets and interest bearing liabilities, and the repricing characteristics of these assets and liabilities. As further discussed in the Risk Management section, the Corporation has comprehensive policies and procedures that are utilized to monitor and control the risk associated with the composition and repricing of its earning assets and interest bearing liabilities and to assist management in maintaining stability in the net interest margin under varying interest rate environments.

     Table D presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2004, as compared with the same period in 2003, segregated by major categories of earning assets and interest bearing liabilities. Also, this table provides net interest income results for 2003 compared with 2002. Some of the earning assets, mostly investments in obligations of the U.S. Government and Agencies and the Puerto Rico Commonwealth and its agencies, generate interest which is exempt from income tax, principally in Puerto Rico. Therefore, to facilitate the comparison of all interest data related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates (in Puerto Rico the statutory tax rate is 39%).

     Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Fees collected and costs incurred

[P11]

Table D
Net Interest Income - Taxable Equivalent Basis

Year ended December 31,
(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2004	2003	Variance	2004	2003	Variance		2004	2003	Variance	Rate	Volume

$835	$833	$2	3.07%	3.11%	(0.04%)	Money market investments	$25,660	$25,881	($221)	$63	($284)
11,162	10,594	568	4.54	4.99	(0.45)	Investment securities	506,785	528,557	(21,772)	(62,826)	41,054
481	624	(143)	5.70	6.08	(0.38)	Trading securities	27,387	37,887	(10,500)	(2,254)	(8,246)

12,478	12,051	427	4.49	4.92	(0.43)		559,832	592,325	(32,493)	(65,017)	32,524

						Loans:
9,371	8,233	1,138	5.85	6.04	(0.19)	Commercial and construction	548,318	496,994	51,324	(15,625)	66,949
1,125	967	158	8.56	9.90	(1.34)	Leasing	96,233	95,749	484	(14,002)	14,486
10,999	8,354	2,645	6.67	7.21	(0.54)	Mortgage	733,218	602,430	130,788	(48,276)	179,064
3,649	3,176	473	10.62	11.55	(0.93)	Consumer	387,521	366,910	20,611	(25,103)	45,714

25,144	20,730	4,414	7.02	7.54	(0.52)		1,765,290	1,562,083	203,207	(103,006)	306,213

$37,622	$32,781	$4,841	6.18%	6.57%	(0.39%)	Total earning assets	$2,325,122	$2,154,408	$170,714	($168,023)	$338,737

						Interest bearing deposits:
$2,966	$2,550	$416	1.17%	1.35%	(0.18%)	NOW and money market	$34,756	$34,317	$439	($5,023)	$5,462
5,408	5,191	217	1.06	1.31	(0.25)	Savings	57,270	67,976	(10,706)	(13,647)	2,941
7,117	6,522	595	3.35	3.69	(0.34)	Time deposits	238,325	240,598	(2,273)	(21,834)	19,561

15,491	14,263	1,228	2.13	2.40	(0.27)		330,351	342,891	(12,540)	(40,504)	27,964

8,782	8,391	391	1.88	1.76	0.12	Short-term borrowings	165,425	147,456	17,969	16,460	1,509
8,173	5,444	2,729	4.22	4.76	(0.54)	Medium and long-term debt	344,978	259,203	85,775	(37,157)	122,932

						Total interest bearing
32,446	28,098	4,348	2.59	2.67	(0.08)	liabilities	840,754	749,550	91,204	(61,201)	152,405
3,918	3,495	423				Demand deposits
1,258	1,188	70				Other sources of funds

$37,622	$32,781	$4,841	2.23%	2.29%	(0.06%)

			3.95%	4.28%	(0.33%)	Net interest margin

						Net interest income on
						a taxable equivalent basis	1,484,368	1,404,858	79,510	($106,822)	$186,332

			3.59%	3.90%	(0.31%)	Net interest spread

						Taxable equivalent
						adjustment	108,857	120,170	(11,313)

						Net interest income	$1,375,511	$1,284,688	$90,823

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

in the origination of loans are deferred and amortized using the interest method over the term of the loan as an adjustment to interest yield. Interest income for the years ended December 31, 2004 and 2003 included $31 million and $20 million, respectively, of amortized origination costs, net of loans fees collected / amortized.

     As shown in Table D, the increase in net interest income on a taxable equivalent basis for 2004, compared with 2003, was mainly due to considerable growth in average earning assets, mainly loans, partially offset by a decrease in the net interest margin.

     The increase in average earning assets for the year ended December 31, 2004, compared with the previous year, was principally due to the 21% increase in the average loan portfolio, mainly mortgage, commercial and construction loans. The Corporation continues diversifying its asset base. All loan categories increased for the year 2004, compared with 2003. Mortgage loans accounted for 60% of the total increase in average loans, while commercial and consumer loans contributed with 26% and 11%, respectively. Contributing to the increase in interest income as a result of higher levels of average earning assets was also a greater

Popular / 2004 / Annual Report	[P12]

(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2003	2002	Variance	2003	2002	Variance		2003	2002	Variance	Rate	Volume

$833	$1,012	$(179)	3.11%	3.21%	(0.10)%	Money market investments	$25,881	$32,505	$(6,624)	$(1,542)	$(5,082)
10,594	10,090	504	4.99	5.34	(0.35)	Investment securities	528,557	538,916	(10,359)	(51,842)	41,483
624	364	260	6.08	4.66	1.42	Trading securities	37,887	16,961	20,926	6,248	14,678

12,051	11,466	585	4.92	5.13	(0.21)		592,325	588,382	3,943	(47,136)	51,079

						Loans:
8,233	7,752	481	6.04	6.68	(0.64)	Commercial and construction	496,994	517,899	(20,905)	(51,840)	30,935
967	875	92	9.90	11.13	(1.23)	Leasing	95,749	97,367	(1,618)	(11,272)	9,654
8,354	6,987	1,367	7.21	7.72	(0.51)	Mortgage	602,430	539,758	62,672	(37,683)	100,355
3,176	3,115	61	11.55	12.33	(0.78)	Consumer	366,910	384,008	(17,098)	(17,801)	703

20,730	18,729	2,001	7.54	8.22	(0.68)		1,562,083	1,539,032	23,051	(118,596)	141,647

$32,781	$30,195	$2,586	6.57%	7.05%	(0.48)%	Total earning assets	$2,154,408	$2,127,414	$26,994	$(165,732)	$192,726

						Interest bearing deposits:
$2,550	$2,502	$48	1.35%	2.15%	(0.80)%	NOW and money market	$34,317	$53,776	$(19,459)	$(20,365)	$906
5,191	4,775	416	1.31	2.23	(0.92)	Savings	67,976	106,538	(38,562)	(46,738)	8,176
6,522	6,481	41	3.69	4.20	(0.51)	Time deposits	240,598	272,101	(31,503)	(37,605)	6,102

14,263	13,758	505	2.40	3.14	(0.74)		342,891	432,415	(89,524)	(104,708)	15,184

8,391	7,787	604	1.76	2.38	(0.62)	Short-term borrowings	147,456	185,343	(37,887)	(52,113)	14,226
5,444	4,403	1,041	4.76	5.58	(0.82)	Medium and long-term debt	259,203	245,795	13,408	(39,482)	52,890

28,098	25,948	2,150	2.67	3.33	(0.66)	Total interest bearing liabilities	749,550	863,553	(114,003)	(196,303)	82,300
3,495	3,227	268				Demand deposits
1,188	1,020	168				Other sources of funds

$32,781	$30,195	$2,586	2.29%	2.86%	(0.57)%

			4.28%	4.19%	0.09%	Net interest margin

						Net interest income on a taxable equivalent basis	1,404,858	1,263,861	140,997	$30,571	$110,426

			3.90%	3.72%	0.18%	Net interest spread

						Taxable equivalent adjustment	120,170	103,617	16,553

						Net interest income	$1,284,688	$1,160,244	$124,444

proportion of mortgage-backed securities and obligations of the U.S. Government and Agencies in the investment securities portfolio, offset by the runoff and prepayment of collateralized mortgage obligations. The increase in the volume of earning assets was funded through a combination of borrowings, interest bearing deposits, and non-interest bearing sources of funds, including demand deposits and other funds. The most significant increase was in medium and long-term debt, which is debt with an original maturity of more than one year, principally due to the issuance of asset-backed securities supported by residential mortgage loans and junior subordinated debentures. The average balance of interest bearing deposits also rose in part due to successful marketing campaigns and sales efforts directed to money market accounts and certificates of deposit, principally in the U.S. mainland. See Table L for a complete detail of average deposits by category. Refer to the section Statement of Condition Analysis included in this Management Discussion and Analysis for particular factors contributing to the rise in the loan portfolios and funding sources.

[P13]

     The decrease in the net interest margin and net interest spread for the year ended December 31, 2004, compared with the year 2003, was partly attributed to the following factors:

•	A reduction in the yield on investment securities due to the maturities of higher rate securities replaced by lower-yielding securities, and prepayments of higher rate mortgage related products along with higher levels of premium amortization.

•	The composition of the loan portfolio, which includes a higher proportion of mortgage loans that represent lower yielding assets.

•	Lower rates targeted at consumer loans as a result of promotional campaigns and the purchase of certain home equity loans, which had a lower average yield than that of most of the Corporation’s remaining consumer loan portfolio.

•	A decline in the lease financing yield which was associated in part with the rate scenario and with the purchase of medical and communications equipment leases by the Corporation, which had a lower average yield than that of the Corporation’s remaining lease financing portfolio.

     Partially offsetting the decrease in yields on earning assets was a reduction in the average cost of funds due to the following principal factors:

•	The repricing of some of the Corporation’s short-term borrowings and long-term debt issuances at lower rates in the low interest rate environment prevailing during 2003 and up to mid-year 2004.

•	The results of certain initiatives taken in 2003 to reduce the cost of certain interest-bearing liabilities, including revisions made to interest rates on interest-bearing deposits, which impacted fully 2004.

     Commencing in the third quarter of 2004, the average cost of short-term borrowings began to reflect an upward trend as a result of a rising rate scenario. In June 2004, the Federal Reserve (FED) raised the federal funds interest rate by 25 basis points, the first time in four years. Various increases followed in 2004, increasing this rate from 1.0% at December 31, 2003 to 2.25% at the end of 2004. Also, as part of its asset / liability management strategies, the Corporation evaluated its financing sources to support earning assets growth with long-term funding. This long-term funding, although at a higher cost than short-term financing, benefited from the still historically low long-term interest rates.

     The average key index rates for the years 2002 through 2004 were as follows:

	2004	2003	2002

Prime rate	4.35%	4.12%	4.68%
Fed funds rate	1.34	1.13	1.67
3-month LIBOR	1.62	1.21	1.79
3-month Treasury Bill	1.39	1.02	1.63
2-year Treasury	2.36	1.63	2.61
FNMA 30-year	5.60	5.47	6.74

     Following the guidance in EITF Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments that are Subject to FASB Statement No. 133 and Not Held for Trading Purposes,” and from the meetings held by the AICPA SEC Regulations Committee on September 16, 2003 and the AICPA Insurance Expert Panel, the Corporation included as part of interest expense, $0.1 million, $7.5 million and $20.1 million in derivative losses, for the years ended December 31, 2004, 2003 and 2002, respectively. These net derivative losses represent unrealized gains and losses on derivatives not designated as hedges, but that were considered “economic hedges”. The derivative losses for 2003 and 2002 related mostly to the interest-rate swaps with notional value of $500 million which were cancelled by the Corporation during the second quarter of 2003. Since SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (as amended), does not specify the income statement presentation of derivative gains and losses in the income statement, prior to the guidance in EITF 03-11, the Corporation’s cash settlements (representing realized gains / losses) on the derivatives contracts not designated as hedges were included as part of interest expense. On the other hand, the mark-to-market adjustments of such derivative contracts (representing unrealized gains / losses) was included in the line item “derivative gains / losses” within the non-interest income category. EITF 03-11 requires that both realized and unrealized results of such economic hedges be shown within the same financial statement caption.

     The decrease in the taxable equivalent adjustment for the year ended December 31, 2004, compared with the same quarter in the previous year, was mostly related to lower tax-exempt interest income, partially offset by a decrease in the interest expense disallowance. The latter was associated with the 8 basis points decrease in the cost of interest bearing liabilities.

     The increase in net interest income from 2002 to 2003, as provided in Table D, was the effect of a favorable variance due to a 9% growth in average earning assets as compared to an 8% growth in interest bearing liabilities, and a higher net interest margin. Since November 2002, when the FED decreased the federal funds target rate by 50 basis points, this rate remained unchanged until June 2003, when the FED decreased it by 25 basis points to 1.00%. The FED’s actions, along with increased loan demand, and certain asset/ liability management strategies, including the extension in the maturity of investment securities, the termination of interest rate

Popular / 2004 / Annual Report	[P14]

Table E
Operating Income

	Year ended December 31,
						Five-Year
(Dollars in thousands)	2004	2003	2002	2001	2000	C.G.R.*

Service charges on deposit accounts	$165,241	$161,839	$157,713	$146,994	$125,519	6.93%

Other service fees:
Credit card fees and discounts	69,702	60,432	59,199	55,776	60,652	7.20
Debit card fees	51,256	45,811	42,461	37,156	30,513	17.60
Processing fees	40,169	40,003	36,545	37,521	28,528	37.04
Insurance fees	38,924	29,855	24,380	18,718	9,385	41.33
Sale and administration of investment products	22,386	21,174	21,590	21,633	17,298	5.11
Check cashing fees	21,680	24,420	21,128	18,187	14,505	12.56
Trust fees	8,872	7,830	9,071	9,548	9,481	(2.22)
Mortgage servicing fees, net of amortization	7,054	6,853	11,924	12,183	12,561	(8.99)
Other fees	35,508	48,014	39,508	31,825	33,072	2.22

Total other service fees	295,551	284,392	265,806	242,547	215,995	11.73

Other income	88,716	65,327	72,313	58,396	69,681	11.68
Gain on sale of loans	44,168	53,572	52,077	45,633	39,673	4.83

Total operating income	$593,676	$565,130	$547,909	$493,570	$450,868	9.69%

Operating income to average assets	1.49%	1.63%	1.72%	1.76%	1.70%
Operating income to operating expenses	50.70	50.77	53.25	53.29	51.44

* C.G.R. refers to compound growth rate.
Note: For purposes of this Management’s Discussion and Analysis, operating income excludes securities and trading gains or losses.

swaps, and the early cancellation of debt, helped the Corporation’s net interest margin improve from 2002 to 2003.

     The taxable equivalent adjustment increased from 2002 to 2003 mostly due to a higher balance of investments whose interest income is exempt and to lower disallowance of the related interest expense, which is directly associated with the 66 basis points decrease in the cost of interest bearing liabilities due to the 2003 lower interest rate scenario.

Provision for Loan Losses

The Corporation’s provision for loan losses for the year ended December 31, 2004 declined $17.3 million, or 9%, compared with 2003. This decline was mainly attributed to the mix in the loan portfolio, and with improved net charge-offs and non-performing assets ratios and delinquency.

     The provision for loan losses for the year ended December 31, 2003 decreased $9.6 million, or 5%, compared with 2002, mostly associated with the fact that the growth in the Corporation’s loan portfolio continued to be primarily in mortgage loans, which historically has represented a lower risk portfolio. Also, the reduction reflected lower net charge-offs in the commercial, lease financing and consumer loan portfolios.

     Refer to the Credit Risk Management and Loan Quality section, including Tables M, N and O, for a more detailed analysis of the non-performing assets, allowance for loan losses and selected loan losses statistics and the allocation of the allowance for loan losses by loan type. Also, refer to Table G and Note 7 to the consolidated financial statements for the composition of the loan portfolio.

Non-Interest Income

For the year ended December 31, 2004, non-interest income totaled $608.8 million, an increase of $17.2 million, or 3%, compared with 2003. The results for the year 2003 included $71.1 million in gains on sale of securities, mainly marketable equity securities, compared with $15.3 million in 2004.

     Table E provides categories of operating income for the past five years. For this analysis and the financial ratios presented in the table, operating income includes service charges on deposit accounts, other service fees, gain in sale of loans and other operating income. Due to the volatility of securities and trading transactions,

[P15]

management believes that their exclusion from operating income, permits greater comparability for analytical purposes.

     Service charges on deposit accounts for 2004 increased $3.4 million, or 2%, from 2003, mostly derived from commercial accounts, particularly commercial account analysis fees, along with charges related to returned checks and ATM services, among the principal factors.

     Other service fees, which grew $11.2 million, or 4%, from 2003 are broken down by major categories in Table E. Debit and credit card fees increased from 2003 mainly due to an increase in transactional volume, while insurance fees rose principally attributed to business initiatives and expanded services which intend to capitalize on the Corporation’s broad delivery channels and client base. These favorable variances were partially offset by lower check cashing fees due to the sale of Popular Cash Express’ mobile units in 2003 and various stores during 2004, and lower other fees, including fees for services provided to mortgage brokers and other loan fees being accounted since 2004 in the interest and fees category.

     Trading account losses were $159,000 in 2004, compared with trading losses of $10.2 million in the previous year. The losses experienced during 2003 resulted mostly from mortgage-backed securities, whose market value was negatively impacted by fluctuations in the long-term interest rate scenario. Also, higher realized gains on the sale of trading securities during 2004 contributed to the favorable variance versus 2003.

     Other income for 2004 increased $23.4 million, or 36%, compared with 2003 mainly as a result of capital gains derived from the sale of real estate properties in Puerto Rico and the U.S. mainland and higher daily rental revenues from the Corporation’s auto and lease financing operation in Puerto Rico. Also, 2004 results included higher bank owned life insurance income. BPNA owns and is the beneficiary on a bank owned life insurance policy insuring the lives of selected officers. Bank owned life insurance policy is carried at its cash surrender value provided by the insurance carrier that has issued the insurance policy. The Corporation recognizes tax-free income from the periodic increases in the cash surrender value of these policies and from death benefits. Such income is not taxable while the related insurance premiums are not deductible. Bank owned life insurance income amounted to $3.5 million in 2004, compared with $2.0 million in 2003.

     The decrease in gain on sales of loans of $9.4 million, or 18%, when comparing 2004 yearly results with those of the preceding year, resulted mostly from lower volume of mortgage loan sales.

     For the year ended December 31, 2003, non-interest income increased $82.2 million, or 15%, from 2002. The results for the year 2003 included $71.1 million in gains on sale of securities, mainly marketable equity securities, compared with $3.3 million in losses in 2002. Also, growth in 2003 was attributed to other service fees which grew by $18.6 million, or 7%, from the preceding year. Insurance fees rose due to new products and services and additional volume, while debit and credit card fees and processing income increased mainly due to higher transactional volume. Check cashing fees rose mostly derived from the operations of Popular Cash Express. Mortgage servicing fees, net of amortization, also increased partly due to a greater servicing portfolio. These favorable variances were partially offset by lower trust fees, mostly due to the sale of the Corporation’s trust operations in the United States during 2002. Partially offsetting the increase was lower other income which decreased by $7.0 million, or 10%, from 2002 mostly as a result of lower revenues derived from the Corporation’s investment in Telecomunicaciones de Puerto Rico, Inc. Also, the results for 2002 included the gains on the sale of the U.S. trust operations and some branches of Popular Finance, which totaled $3.7 million. Partially offsetting the decrease in other income was the income earned from the bank-owned life insurance program, initiated in 2003. Trading losses in 2003 were $9.4 million higher than those reported in the previous year, associated with the change in the long-term interest rate scenario referred to previously.

Operating Expenses

Table F presents a detail of operating expenses and various related ratios for the last five years. As a percentage of average assets, operating expenses decreased to 2.94% in 2004, compared with 3.21% in 2003 and 3.23% in 2002. The Corporation’s efficiency ratio decreased from 60.17% in 2003 to 59.86% in 2004. In 2002 this ratio was 60.39%. The efficiency ratio measures how much of a company’s revenue is used to pay operating expenses. The discussion below identifies significant events which took place during 2004, that had an impact on these performance indicators.

     Personnel costs, the largest category of operating expenses, increased $44.6 million, or 8%, driven mostly by higher salaries and related taxes, due in part to normal merit increases and higher headcount including the acquisition in the U.S. mainland; incentive compensation; and performance and other bonuses, partially offset by higher deferred costs on the origination of loans. Full-time equivalent employees were 12,142 at December 31, 2004, an increase of 668 employees from December 31, 2003. Contributing to the increase in personnel costs were $2.4 million in early-retirement window costs and net curtailment gains associated with the realignment of the Corporation’s processing and technology operations. This realignment resulted in certain plan amendments and the transfer of employees from BPPR to EVERTEC. Also, at December 31, 2003, based on the prevailing conditions, the Corporation lowered the assumed discount rate for its employee benefit plans for 2004 from 6.50% to 6.00%. The increase in pension plan expense associated with this change was partially offset by an improvement in the fair value of the pension plan assets. Incentives and commissions increased as a result of performance and higher business production at various subsidiaries. Quaker City added approximately $6 million of personnel costs in 2004.

Popular / 2004 / Annual Report	[P16]

Table F
Operating Expenses

	Year ended December 31,
						Five-Year
(Dollars in thousands)	2004	2003	2002	2001	2000	C.G.R.

Salaries	$427,870	$388,527	$361,957	$321,386	$306,529	8.09%
Pension and other benefits	121,066	117,270	104,549	87,505	68,734	10.70
Profit sharing	22,082	20,647	22,235	16,251	18,913	(1.55)

Total personnel costs	571,018	526,444	488,741	425,142	394,176	8.11

Equipment expenses	108,823	104,821	99,099	97,383	98,022	4.26
Professional fees	95,084	82,325	84,660	73,735	64,851	6.95
Net occupancy expenses	89,821	83,630	78,503	72,100	67,720	8.11
Business promotion	75,708	73,277	61,451	50,783	46,791	10.51
Communications	60,965	58,038	53,892	48,883	45,689	7.16
Other taxes	40,260	37,904	37,144	38,756	34,125	3.88
Printing and supplies	17,938	19,111	19,918	17,804	20,828	(2.83)
Amortization of intangibles	7,844	7,844	9,104	27,438	34,558	(24.41)
Other operating expenses:
Credit card processing, volume and interchange expenses	26,965	23,869	18,033	16,000	13,365	19.36
Transportation and travel	14,968	13,811	13,896	10,960	10,112	7.50
All other*	61,618	82,009	64,561	47,225	46,196	10.59

Subtotal	599,994	586,639	540,261	501,067	482,257	5.89

Total	$1,171,012	$1,113,083	$1,029,002	$926,209	$876,433	6.93%

Efficiency ratio**	59.86%	60.17%	60.39%	59.74%	61.54%
Personnel costs to average assets	1.43	1.52	1.54	1.52	1.48
Operating expenses to average assets	2.94	3.21	3.23	3.31	3.30
Employees (full-time equivalent)	12,142	11,474	11,037	11,334	10,651
Assets per employee (in millions)	$3.66	$3.18	$3.05	$2.71	$2.63

* Includes insurance, sundry losses, FDIC assessment and other real estate expenses, among others.
** Non-interest expense divided by net interest income plus recurring non-interest income.

     Operating expenses for 2004, excluding personnel costs, increased $13.3 million, or 2%, compared with 2003. Quaker City accounted for approximately $5 million of this increase. Categories that reflected the most significant increases were net occupancy and equipment expenses resulting from continuing investments in systems technology and costs to support business initiatives and expansion. Also, professional fees rose in part due to higher computer service fees associated with system applications, consulting fees for business initiatives and collection expenses related to the lending business. On the other hand, other operating expenses, declined by $16.1 million, or 13%. The results for 2003 included a $12.1 million prepayment penalty on the early cancellation of certain long-term borrowings, and higher sundry losses by approximately $21 million, mostly associated with higher levels of unauthorized credit card transactions conducted on credit cards issued by BPPR.

     In 2003, total operating expenses increased $84.1 million, or 8%, from 2002. Personnel costs increased $37.7 million, or 8%, over 2002, mainly due to higher salaries as a result of headcount, annual merit increases, pension, incentives compensation, commissions and other bonuses and health insurance costs. Other operating expenses, excluding personnel costs, totaled $586.6 million in 2003, an increase of $46.4 million, or 9%, compared with 2002. The increase in business promotion was mainly associated with higher advertising expenses, resulting mostly from the PREMIA rewards program, marketing campaigns, public relations, sponsorships and community involvement initiatives. The rise in equipment expenses was mainly due to higher amortization of software packages to support the technology infrastructure of the Corporation, and higher maintenance and repairs charges for data processing and other equipment. Net occupancy expenses increased as a result of the Corporation’s continuous business expansion and new headquarters

[P17]

in the United States, while communication expenses rose mostly associated with the electronic and data network which supports business applications, support for the debit card business and higher postage expenses. The increase in other operating expenses was impacted by the credit card losses and prepayment penalty previously discussed.

Income Tax Expense

The increase in income tax in 2004, compared with the previous year, was primarily due to higher pretax earnings for the current year and by lower net tax-exempt interest income.

     The effective tax rate increased from 21.7% in 2003 to 22.8% in 2004 mostly due to lower tax-exempt income in Puerto Rico.

     Note 25 to the consolidated financial statements provides a reconciliation of the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, which is 39%. The difference in 2004 was primarily due to the interest income earned on certain investments and loans which was exempt from Puerto Rico income tax, net of the disallowance of related expenses attributable to the exempt income, as well as income subject to capital gains tax rate.

     In 2003, income tax expense increased $13 million, or 11%, from $117.3 million in 2002. The effective tax rate was 25% in 2002. The decline from 2002 in the effective tax rate was mostly due to the increase in gains on the sale of securities subject to a lower tax rate on capital gains in Puerto Rico.

     Refer to Note 25 to the consolidated financial statements for additional information on income taxes.

Fourth Quarter Results

Quarterly financial data is presented in the Statistical Summary Table included in page 43 of this Management’s Discussion and Analysis.

     Net interest margin, on a taxable equivalent basis, declined to 3.76% for the fourth quarter of 2004, from 4.22% in the same period of 2003. The rise of $24.8 million or 7% in net interest income, on a taxable equivalent basis, over the fourth quarter of 2003 was mostly attributed to higher loan volume. The average volume of earning assets rose by $6.8 billion, primarily due to a $5.8 billion increase in average loans, mainly mortgage and commercial loans, and a $1.0 billion increase in money market, trading and investment securities. The increase in the volume of earning assets was funded mostly through borrowed funds, which on average rose by $4.2 billion, and by interest bearing deposits, which increased by $2.3 billion. Also, other sources of funds, which include demand deposits and capital, rose in average by $0.3 billion. The decrease in the net interest yield was mostly due to a lower yield in earning assets by 20 basis points, primarily related to a reduction in the yields of mortgage and consumer loans and an increase in the cost of interest bearing liabilities by 25 basis points. The latter was principally due to an increase in the cost of short-term borrowings reflecting the upward trend that resulted from revisions in the federal funds interest rate by the FED commencing in June 2004.

     The provision for loan losses totaled $46.0 million in the quarter ended December 31, 2004, compared with $49.7 million in the fourth quarter of 2003. Net charge-offs for the last quarter of 2004 were $59.2 million or 0.86% of average loans held-in-portfolio, compared with $47.9 million or 0.88% for the same period in 2003. The increase in net charge-offs in the fourth quarter of 2004 was mainly reflected in the lease financing portfolio, which increased by $16.3 million, related principally to the Corporation’s operations in the U.S. mainland due to higher delinquency levels in the small ticket equipment leasing segment of the portfolio. These loan losses related principally to one vendor who filed bankruptcy during 2004.

     Non-interest income reached $160.0 million for the quarter ended December 31, 2004, compared with $142.0 million for the same quarter in 2003, an increase of $18.0 million, or 13%. This growth was driven by higher daily rental revenues from the Corporation’s auto and lease financing subsidiary in Puerto Rico, gains on the sale of real estate properties in the U.S. mainland and foreign currency remeasurement gains. The latter approximated $1.6 million for the fourth quarter of 2004. For details on this latter topic refer to the Market Risk Analysis section of this Management Discussion and Analysis. Also, contributing to the increase in non-interest income were higher service charges on deposit accounts and higher service fees, mostly related with debit and credit card fees, sale and administration of investment products and insurance fees.

     Operating expenses for the quarter ended December 31, 2004 increased $18.8 million, or 7%, compared with the same quarter in 2003. Personnel costs rose $14.1 million, or 11%, compared with the fourth quarter of 2003, primarily due to higher salaries resulting from merit increases and increased headcount, including Quaker City. Operating expenses, excluding personnel costs, rose $4.7 million, or 3%, mainly in the categories of other operating taxes and professional fees.

STATEMENT OF CONDITION ANALYSIS
Assets

Refer to the consolidated financial statements included in this report for the Corporation’s consolidated statements of condition as of December 31, 2004 and 2003. Earning assets totaled $41.8 billion, an increase of $7.4 billion, or 21%, from December 31, 2003. At December 31, 2002, earning assets totaled $31.9 billion. Quaker City contributed with approximately $2.1 billion in assets at December 31, 2004.

     The increase in earning assets was driven principally by the Corporation’s loan portfolio growth, including the impact of the Quaker City portfolio that is mainly composed of commercial and

Popular / 2004 / Annual Report	[P18]

Table G
Loans Ending Balances

	As of December 31,
						Five-Year
(Dollars in thousands)	2004	2003	2002	2001	2000	C.G.R.

Commercial*	$10,396,732	$8,235,683	$7,883,381	$7,420,738	$7,013,834	9.33%
Construction	501,015	335,482	245,926	258,453	258,197	15.17
Lease financing	1,164,606	1,053,821	886,731	859,119	816,714	9.83
Mortgage*	12,641,329	9,708,536	7,466,531	6,497,459	4,643,646	26.30
Consumer	4,038,579	3,268,670	3,099,550	3,132,782	3,324,694	3.86

Total	$28,742,261	$22,602,192	$19,582,119	$18,168,551	$16,057,085	14.03%

*Includes loans held-for-sale.

mortgage loans. Table G presents the portfolio composition and its growth trend for the past five years.

     Mortgage loans accounted for 48% of the rise in the total loan portfolio from December 31, 2003 to December 31, 2004, with increases in both Puerto Rico and U.S. mainland operations. Mortgage loans rose 30%, from December 31, 2003 mainly driven by the volume of loan production. The increase includes loans originated and purchased by PFH that are structured as on-balance sheet securitization transactions, as further described below in the Deposits, Borrowings and Other Liabilities section of this Management’s Discussion and Analysis. Furthermore, residential mortgage loans include $815 million in beneficial interests in pools of loans purchased from and serviced by unaffiliated financial institutions. The Corporation receives interest on the loans at variable pass-through rate based on Libor subject to a cap, generally at a spread over the initial pass-through rate. The Corporation has received timely payment from the sellers / servicers, and in most instances, have partial or full guarantees under recourse agreements.

     The commercial and construction loan portfolio increased 27% from December 31, 2003. The growth in the commercial loan portfolio was mostly associated with the acquisition of Quaker City’s commercial portfolio, mainly real estate secured loans, and sales efforts and business initiatives.

     As reflected in the consolidated statements of condition, loans held-for-sale at December 31, 2004 increased $479 million from the end of 2003. These loans represent primarily mortgage loans that have been originated and are pending securitization or sale in the secondary market. It is the Corporation’s intention to structure securitizations to be performed by PFH in 2005 as sales under SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” As a result, all loans at December 31, 2004 intended for the securitizations have been identified as loans held-for-sale. As of the end of 2004, loans held-for-sale consisted primarily of conforming loans for which aggregate fair value exceeded their cost.

     The increase in the lease financing portfolio since December 31, 2003 was reflected in both Puerto Rico, due to increased business volume, and U.S. mainland operations, mainly due to acquisitions of medical and communication equipment leasing portfolios approximating $98 million in 2004.

     A breakdown of the Corporation’s consumer loan portfolio at December 31, 2004 and 2003 follows:

(In thousands)	2004	2003	Change	% Change

Personal	$1,816,949	$1,386,704	$430,245	31.0%
Auto	1,244,164	986,123	258,041	26.2
Credit cards	826,961	743,558	83,403	11.2
Other	150,505	152,285	(1,780)	(1.2)

Total	$4,038,579	$3,268,670	$769,909	23.6%

     The increase in personal and auto loans from 2003 was primarily due to favorable customer response to strong marketing efforts, the addition of Quaker City’s portfolio and other acquisitions of home equity loans in the U.S. mainland during 2004. Credit cards also increased mostly as a result of an innovative campaign and new products directed to increase Popular’s credit card market share in Puerto Rico. The “other” category of consumer loans includes marine loans and revolving credit lines.

     The increase of $1.3 billion, or 13%, in investment securities, including other investment securities, when compared with December 31, 2003 was mainly reflected in the available-for-sale portfolio, mostly in the form of obligations of the U.S. Government and Agencies and mortgage-backed securities. For a breakdown of the Corporation’s available-for-sale and held-to-maturity investment portfolios, refer to Notes 4 and 5 to the consolidated financial statements. On the other hand, trading securities decreased $220 million compared with December 31, 2003. During the second quarter of 2004, the Corporation reassessed the appropriateness of the classification of certain mortgage-backed securities and transferred $351 million from trading to available-for-sale securities

[P19]

based on management’s intention and business purpose. The securities were transferred into the available-for-sale category at fair value.

     The increase of $60 million, or 12%, in premises and equipment since December 31, 2003 was mostly associated with the Quaker City acquisition, buildings projects under construction, and with electronic equipment and furniture and fixtures related with premises under construction for business expansion and relocations.

     At December 31, 2004, other assets showed a rise of $277 million since December 31, 2003. The following table reflects the categories with the most significant variances from the end of 2003:

(In thousands)	2004	2003	Change

Deferred tax assets	$231,892	$234,968	$(3,076)
Securitization advances and related assets	240,304	122,100	118,204
Bank-owned life insurance program	155,527	77,036	78,491
Prepaid expenses	140,269	92,639	47,630
Investments under the equity method	56,996	39,123	17,873
Derivative assets	24,554	7,613	16,941
Servicing rights	57,183	56,792	391
Others	139,649	138,766	883

Total	$1,046,374	$769,037	$277,337

     Refer to Note 25 to the consolidated financial statements for the composition of deferred tax assets as of December 31, 2004 and 2003. Securitization advances and related assets at December 31, 2004 increased compared with 2003 principally as a result of the increased volume of securitization transactions during 2004, accounted for as secured borrowings. The advances represent payments received on loans held-in-trust available to pay down security holders under scheduled terms specified in the agreements. The increase in bank owned life insurance was related to additional funding. The increase in prepaid expenses was primarily related with software packages supporting new branch network and other specialized systems. The rise in investments under the equity method was associated with the increased participation in CONTADO and BHD. The increase in derivative assets relates mostly to the fair market value of interest rate caps purchased in conjunction with the securitization transactions performed by PFH. Refer to Note 28 to the consolidated financial statements for further details on these derivative contracts. For more information on servicing rights refer to Note 20 to the consolidated financial statements.

     At December 31, 2004, goodwill and other intangible assets reflected an increase of $232 million from December 31, 2003, which was mostly associated with the acquisition of Quaker City. The Corporation acquired 100% of the outstanding common shares of Quaker City Bancorp for a total purchase price of $375 million. The purchase price consisted of (1) $55 per share amounting to $345 million, and (2) $30 million to cash out outstanding options and to payout compensation agreements. The purchase price resulted in a premium that was allocated principally to: (1) a core deposits intangible, and (2) goodwill. Refer to Note 10 to the consolidated financial statements for further information on goodwill and the composition of other intangible assets.

Deposits, Borrowings and Other Liabilities

Total deposits increased $2.5 billion, or 14%, from December 31, 2003 to the same date in 2004, mostly associated with time deposits which rose by $1.0 billion, or 16%, and savings deposits which rose by a similar amount, or 13%. Demand deposits rose $447 million, or 12%, from December 31, 2003, mainly in commercial accounts. Quaker City contributed approximately $1.2 billion in total deposits at December 31, 2004. Also, the increases were partly due to deposit campaigns by the Corporation’s banking subsidiary in the United States. Refer to Note 11 to the consolidated financial statements for a breakdown of interest bearing deposits as of December 31, 2004 and 2003.

     Borrowed funds at December 31, 2004, increased $4.9 billion, or 33%, since December 31, 2003. This increase was mostly comprised of secured borrowings arising in securitization transactions and debt issuances in the form of junior subordinated debentures (trust preferred securities). During 2004, PFH issued approximately $3.6 billion of asset-backed securities. These transactions have been accounted for by the Corporation as secured borrowings since they did not qualify as sales under SFAS No. 140. The increase in borrowings was primarily used to support loan growth and investment activities and to fund corporate acquisitions.

     At December 31, 2004, junior subordinated debentures, arising in transactions structured for trust preferred securities, amounted to $850 million, of which $392 million was issued in 2004.

     The Corporation’s present business and financing strategy with respect to PFH, has been to securitize almost all of its mortgage loan production in transactions structured as secured financing transactions, as such the loans remain in the Corporation’s statement of condition and the securitization indebtedness replaces the warehouse debt associated with the securitized mortgage loans. The Corporation records interest income on the loans and interest expense on the borrowings issued in the securitization, and does not recognize a gain or loss upon completion of the securitization since the transactions do not meet the requirements for sale accounting under the provisions of SFAS No. 140. This has been the practice followed by PFH (formerly Equity One) since 2001; and has been the principal contributor to the Corporation’s growth in mortgage loans in recent years. Prior to 2001, the securitization transactions were structured as sales. PFH’s loan production derives mostly from loan originations directly performed through its retail branch network and from loans purchased from correspondent lenders.

Popular / 2004 / Annual Report	[P20]

Table H
Capital Adequacy Data

	As of December 31,
(Dollars in thousands)	2004	2003	2002	2001	2000

Risk-based capital:
Tier I capital	$3,316,009	$2,834,599	$2,054,027	$1,849,305	$1,741,004
Supplementary (Tier II) capital	389,638	341,840	346,531	330,213	321,627

Total capital	$3,705,647	$3,176,439	$2,400,558	$2,179,518	$2,062,631

Risk-weighted assets:
Balance sheet items	$26,561,212	$21,384,288	$19,487,339	$18,087,672	$16,173,005
Off-balance sheet items	1,495,948	1,411,402	1,355,430	479,691	496,735

Total risk-weighted assets	$28,057,160	$22,795,690	$20,842,769	$18,567,363	$16,669,740

Ratios:
Tier I capital (minimum required - 4.00%)	11.82%	12.43%	9.85%	9.96%	10.44%
Total capital (minimum required - 8.00%)	13.21	13.93	11.52	11.74	12.37
Leverage ratio*	7.78	8.00	6.19	6.46	6.40
Equity to assets	7.28	7.34	6.76	7.50	7.09
Tangible equity to assets	6.59	6.76	6.12	6.74	6.18
Equity to loans	11.55	12.28	11.48	12.30	11.93
Internal capital generation rate	10.82	12.84	11.29	9.19	9.59

* All banks are required to have a minimum Tier I leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

     PFH finances loans under several different secured and committed warehouse financing facilities. When the loans are later securitized, proceeds received from the borrowings issued by the securitization trust are used to pay off the related warehousing financing. The asset-backed securities issued by the securitization trust receive interest out of the interest collected on the securitized loans and generally pay down as the securitized loans pay off. The Corporation’s intent to continue accessing the asset-backed securitization market, through sale or financing transactions, to provide long-term funding for PFH’s mortgage loans will be subject to general demand for securities backed by non-conforming mortgages and risk management strategies. At December 31, 2004, asset-backed financing in the Corporation’s statement of condition was $5.4 billion, compared with $3.5 billion at December 31, 2003.

     Refer to Notes 12 through 16 to the consolidated financial statements for additional information on the Corporation’s borrowings at December 31, 2004 and 2003.

Stockholders’ Equity

Total stockholders’ equity at December 31, 2004 was $3.1 billion, compared with $2.8 billion at the same date in 2003. Refer to the consolidated statements of condition and of stockholders’ equity included in the accompanying consolidated financial statements for further information. Also, the disclosures of accumulated other comprehensive income (loss), an integral component of stockholders’ equity, are included in the consolidated statements of comprehensive income. Other comprehensive income includes the Corporation’s unrealized gain (loss) position, net of tax, on securities available-for-sale at the end of each reporting period.

     The Corporation offers a dividend reinvestment and stock purchase plan for its stockholders that allows them to reinvest dividends in shares of common stock at a 5% discount from the average market price at the time of the issuance. During 2004, $15.5 million in additional capital was issued under the plan, compared with $14.9 million in 2003.

     The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations. At December 31, 2004 and 2003, BPPR, BPNA and Banco Popular, National Association (BP, N.A.) were all well-capitalized. Table H presents the Corporation’s capital adequacy information for the years 2000 to 2004. As shown in this table, all capital ratios at December 31, 2004 reflected declines from December 31, 2003. These reductions were associated with the assets acquired and the goodwill and other intangible assets recorded as a result of the Quaker City acquisition. The public offering of $380 million of trust preferred securities through Popular North America Capital Trust I and Popular Capital Trust II during 2004 helped enhance the Corporation’s Tier I capital levels. Note 19 to the consolidated financial statements present further information on the Corporation’s regulatory capital requirements. Also, Note 16 provides information on the transactions associated with the issuance of trust preferred securities.

     Included within surplus in stockholders’ equity at December 31, 2004 was $285 million corresponding to a statutory reserve fund applicable exclusively to Puerto Rico banking institutions. This

[P21]

Table I
Common Stock Performance

					Cash	Book
	Market Price				Dividends	Value	Dividend		Price/		Market/
					Declared	Per	Payout	Dividend	Earnings		Book
	High		Low		Per Share	Share	Ratio	Yield *	Ratio		Ratio

2004						$10.95	32.85%	2.50%	16.11	x	263.29%
4th quarter	$28	7/8	$24	1/2	$0.16
3rd quarter	26	1/3	21	1/2	0.16
2nd quarter	22		20		0.16
1st quarter	24		21	1/2	0.14

2003						9.66	27.05	2.45	12.93		232.14
4th quarter	$23	7/9	$19	8/9	$0.14
3rd quarter	20	3/5	18	1/3	0.13
2nd quarter	20	2/5	17		0.14
1st quarter	17	1/2	16		0.10

2002						9.10	30.76	2.58	12.95		185.71
4th quarter	$17	1/7	$14	1/3	$0.10
3rd quarter	18		15		0.10
2nd quarter	16	5/6	14	1/3	0.10
1st quarter	15		13	3/4	0.10

2001						7.97	33.10	2.43	13.40		182.60
4th quarter	$15		$13	2/3	$0.10
3rd quarter	18	1/8	13	5/7	0.10
2nd quarter	16	1/2	14	2/9	0.10
1st quarter	14	5/7	12	5/8	0.08

2000						6.96	32.47	2.75	13.36		188.95
4th quarter	$14		$11	3/4	$0.08
3rd quarter	13	1/2	9	4/5	0.08
2nd quarter	11	7/9	9	1/2	0.08
1st quarter	13	4/9	9	1/3	0.08

* Based on the average high and low market price for the four quarters.
Note: All per share data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.

statutory reserve fund totaled $338 million at December 31, 2003. The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. At December 31, 2004 and 2003, BPPR was in compliance with the statutory reserve requirement. Refer to Note 18 to the consolidated financial statements for further information on the transfers from the reserve in 2004. The more relevant capital requirements applicable to the Corporation are the federal banking agencies capital requirements included in Table H.

     The average tangible equity amounted to $2.6 billion and $2.3 billion for the years ended December 31, 2004 and 2003, respectively. Total tangible equity at December 31, 2004 was $2.7 billion compared with $2.5 billion at the end of the previous year. The average tangible equity to average tangible assets ratio for 2004 was 6.59%, compared with 6.76% in 2003.

     The shares of Corporation’s common and preferred stock are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPO, respectively. Table I shows the Corporation’s

Popular / 2004 / Annual Report	[P22]

common stock performance on a quarterly basis during the last five years, including market prices and cash dividends declared. As of February 28, 2005, the Corporation had 10,488 stockholders of record of its common stock, not including the beneficial owners whose shares are held in record names of brokers or other nominees.

OFF-BALANCE SHEET FINANCING ENTITIES

The Corporation conducts asset securitizations that involve the transfer of mortgage loans to a qualifying special purpose entity (QSPE), which in turn transfer these assets and their titles, to different trusts, thus isolating those loans from the Corporation’s assets. The transactions, conducted prior to 2001, qualified for sale accounting based on the provisions of SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” and as such, these trusts are not consolidated in the Corporation’s financial statements. The investors and the securitization trusts have no recourse to the Corporation’s assets. At December 31, 2004, these trusts held approximately $95 million in assets in the form of mortgage loans. Their liabilities in the form of debt principal due to investors approximated $89 million at the end of 2004. The Corporation retained servicing responsibilities and certain subordinated interests in these securitizations in the form of interest-only securities. The servicing rights were fully amortized at December 31, 2004. Interest-only securities retained by the Corporation are recorded in the statement of condition at the lower of cost or fair value. During the year ended December 31, 2004 the Corporation recorded approximately $2.5 million of write-downs related to interest-only strips, in which the decline in the fair value was considered other than temporary, compared with $3.5 million in 2003.

RISK MANAGEMENT

The Corporation has specific policies and procedures which structure and delineate the management of risks, particularly those related to market risk, liquidity, credit and operational risk, all of which are discussed below.

Market Risk

The financial results and capital levels of Popular, Inc. are constantly exposed to market risk. This refers to the probability of variations in the net interest income or the market value of Popular’s assets and liabilities due to interest rate volatility. It is a primary responsibility of the Corporation’s Board of Directors (the Board) and management to ensure that the level of market risk assumed throughout all of the subsidiaries of Popular as well as on a consolidated basis, is within policy guidelines approved by the Board.

     Despite the varied nature of market risks, the primary source of this risk to the Corporation is the impact of changes in interest rates. The stability and level of the Corporation’s net interest income, as well as its market value of equity, are subject to interest rate volatility. Since net interest income is the main source of earnings for the Corporation, the constant measurement and control of market risk is a major priority.

     Management of market risk is the responsibility of the Board, which is responsible for establishing policies regarding the assumption and management of market risk. The Board delegates the monitoring of this risk to the Board’s Risk Management Committee, and its management to the Market Risk Committee (the Committee) of Popular, Inc. The Committee’s primary goal is to ensure that the market risk assumed by the Corporation remains within the parameters of the Board’s policies.

Interest Rate Risk

Interest rate risk (IRR) refers to the impact of changes in interest rates on the Corporation’s net interest income. Depending on the duration and repricing characteristics of the Corporation’s assets, liabilities and off-balance sheet items, changes in interest rates could either increase or decrease the level of net interest income. In limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives.

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

     Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Table J presents the static gap estimate for the Corporation as of December 31, 2004. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.

     The interest rate sensitivity gap is defined as the difference between earning assets and interest bearing liabilities maturing or repricing within a given time period. At December 31, 2004, the Corporation’s one-year cumulative gap was $1.3 billion or 3% of total earning assets.

[P23]

Table J
Interest Rate Sensitivity

As of December 31, 2004
By Repricing Dates
			After	After	After
		Within	three months	six months	nine months		Non-interest
	0-30	31-90	but within	but within	but within	After one	bearing
(Dollars in thousands)	days	days	six months	nine months	one year	year	funds	Total

Assets:
Money market investments	$354,962	$140,278	$137,000	$1,200		$246,200		$879,640
Investment and trading securities	1,898,838	332,680	232,565	357,482	$201,110	9,167,899		12,190,574
Loans	8,507,581	1,860,902	1,564,889	1,398,597	1,178,278	14,232,014		28,742,261
Other assets							$2,589,101	2,589,101

Total	10,761,381	2,333,860	1,934,454	1,757,279	1,379,388	23,646,113	2,589,101	44,401,576

Liabilities and stockholders’ equity:
Savings, NOW and money market accounts	660,685					8,205,146		8,865,831
Other time deposits	1,013,658	1,141,099	1,195,412	540,455	354,471	3,308,966		7,554,061
Federal funds purchased and assets sold under agreements to repurchase	2,707,499	1,368,920	580,344	341,662	355,778	1,082,650		6,436,853
Other short-term borrowings	2,435,170	672,469	32,000					3,139,639
Notes payable	1,550,906	521,546	471,457	476,323	304,626	6,855,852		10,180,710
Subordinated notes					125,000			125,000
Non-interest bearing deposits							4,173,268	4,173,268
Other non-interest bearing liabilities and minority interest							821,593	821,593
Stockholders’ equity							3,104,621	3,104,621

Total	$8,367,918	$3,704,034	$2,279,213	$1,358,440	$1,139,875	$19,452,614	$8,099,482	$44,401,576

Interest rate swaps		25,000			(25,000)
Interest rate sensitive gap	2,393,463	(1,345,174)	(344,759)	398,839	214,513	4,193,499
Cumulative interest rate sensitive gap	2,393,463	1,048,289	703,530	1,102,369	1,316,882	5,510,381
Cumulative interest rate sensitive gap to earning assets	5.72%	2.51%	1.68%	2.64%	3.15%	13.18%

     An interest rate sensitivity analysis performed at the Corporation level is another tool used by the Corporation in expressing the potential loss in future earnings resulting from selected hypothetical changes in interest rates. Sensitivity analysis is calculated on a monthly basis using a simulation model, which incorporates actual balance sheet figures detailed by maturity and interest yields or costs, the expected balance sheet dynamics, reinvestments, and other non-interest related data. Simulations are processed using various interest rate scenarios to determine potential changes to the future earnings of the Corporation.

     Computations of the prospective effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates, interest rate spreads, loan prepayments and deposit decay. Thus, they should not be relied upon as indicative of actual results. Further, the computations do not contemplate actions that management could take to respond to changes in interest rates. By their nature, these forward-looking computations are only estimates and may be different from what actually may occur in the future.

     Based on the results of the sensitivity analyses as of December 31, 2004, the Corporation’s net interest income for the next twelve months, on a hypothetical 200 basis points rising rate scenario, is estimated to increase by $0.5 million, and the change for the same period, utilizing a similar hypothetical decline in the rate scenario, is an estimated decrease of $4.6 million. Both hypothetical rate scenarios consider the gradual change to be achieved during a twelvemonth period from the prevailing rates at December 31, 2004. These estimated changes are within the policy guidelines established by the Board of Directors. These sensitivity analyses under all interest rate scenarios do not include the estimated effect on net interest income of the net assets purchased from Kislak. As previously discussed, this acquisition was completed in January 2005.

     The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third party to pay a debt obligation prior to maturity. Generally, in a declining rate

Popular / 2004 / Annual Report	[P24]

Table K
Maturity Distribution of Earning Assets

	As of December 31, 2004
	Maturities
		After one year
		through five years		After five years
		Fixed	Variable	Fixed	Variable
	One year	interest	interest	interest	interest
(In thousands)	or less	rates	rates	rates	rates	Total

Money market securities	$398,440	$406,200		$75,000		$879,640
Investment and trading securities	2,291,878	3,457,781	$867,241	4,669,139	$507,543	11,793,582
Loans:
Commercial	3,312,512	1,726,129	1,964,474	1,132,967	2,260,650	10,396,732
Construction	289,928	5,449	189,646	11,234	4,758	501,015
Lease financing	379,559	771,087		13,960		1,164,606
Consumer	937,818	1,745,480	37,811	965,684	351,786	4,038,579
Mortgage	1,510,266	2,275,577	558,826	6,025,638	2,271,022	12,641,329

Total	$9,120,401	$10,387,703	$3,617,998	$12,893,622	$5,395,759	$41,415,483

Note: Federal Reserve Bank stock, Federal Home Loan Bank stock, and other equity securities held by the Corporation are not included in this table.

scenario, prepayment activity should increase, reducing the weighted average lives of the earning asset. Accordingly, the Corporation would be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income. Conversely, the opposite would occur in a rising rate scenario. At December 31, 2004, premiums associated with loans acquired represented less than 1% of the total loan portfolio and approximately 2% of the investment and trading securities. Prepayment risk also has a significant impact on mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios. Table K includes mortgage-related investment securities based on expected maturities, which take into consideration prepayment assumptions as determined by management based on the expected interest rate scenario.

     Duration analysis measures longer-term IRR, in particular the duration of market value of equity. It expresses in general terms the sensitivity of the market value of equity to changes in interest rates. The estimated market value of equity is obtained from the market value of the cash flows from the Corporation’s financial assets and liabilities, which are primarily payments of interest and repayments of principal. Thus, the market value of equity incorporates future cash flows from net interest income as well as principal repayments, whereas other measures of IRR focus primarily on short-term net interest income.

     The duration of the market value of portfolio equity (“MVPE”) is a measure of its riskiness. The MVPE is equal to the estimated market value of the Corporation’s assets minus the estimated market value of the liabilities. The duration of MVPE is equal to the product of the market value of assets times its duration, minus the product of the market value of liabilities times its duration, divided by the market value of equity. In general, the longer the duration of MVPE, the more sensitive is its market value to changes in interest rates.

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

     Duration of equity is evaluated by management on a monthly basis. The duration of equity at December 31, 2004 was in compliance with the Corporation’s established MVPE policy limits both in a most likely interest rate scenario and under rate shocks interest rate scenarios. The interest rate shock scenarios consider 200 basis points sudden increases / decreases in the current interest rate scenario at December 31, 2004.

Trading

The Corporation’s trading activities are another source of market risk and are subject to sound policies and risk guidelines approved by the Board of Directors. Most of the Corporation’s trading activities are limited to mortgage banking activities, the purchase of debt

[P25]

securities for the purpose of selling them in the near term and positioning securities for resale to retail customers. In anticipation of customer demand, the Corporation carries an inventory of capital market instruments and maintains market liquidity by quoting bid and offer prices to and trading with other market makers. Positions are also taken in interest rate sensitive instruments, based on expectations of future market conditions. These activities constitute the proprietary trading business and are conducted by the Corporation to provide customers with financial products at competitive prices. As the trading instruments are recognized at market value, the changes resulting from fluctuations in market prices, interest rates or exchange rates directly affect reported income. Further information on the Corporation’s risk management and trading activities is included in Note 28 to the consolidated financial statements.

     In the opinion of management, the size and composition of the trading portfolio does not represent a potentially significant source of market risk for the Corporation.

     At December 31, 2004 the trading portfolio of the Corporation amounted to $385 million and represented 0.9% of total assets, compared with $605 million and 1.7% a year earlier. Mortgage-backed securities represented 86% of the trading portfolio at the end of 2004, compared with 92% in 2003. A significant portion of the trading portfolio is hedged against market risk by positions that offset the risk assumed. This portfolio was composed of the following at December 31, 2004:

		Weighted
(Dollars in thousands)	Amount	Average Yield*

Mortgage-backed securities	$329,316	5.88%
Commercial paper	4,675	5.92
U.S. Treasury and agencies	2,065	1.32
Puerto Rico Government obligations	46,468	3.46
Other	2,615	—

	$385,139	5.52%

*Not on a taxable equivalent basis.

     At December 31, 2004, the trading portfolio of the Corporation had an estimated duration of 2.66 years and a one-month value at risk (VAR) of approximately $2.4 million, assuming a confidence level of 95%. VAR is a key measure of market risk for the Corporation. VAR represents the maximum amount that the Corporation has placed at risk of loss with a 95% degree of confidence, in the course of its risk taking activities. Its purpose is to describe the amount of capital requirement to absorb potential losses from adverse market movements. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates.

     At December 31, 2004, the Corporation had forward contracts to sell mortgage-backed securities which were accounted for as trading derivatives. These contracts are recognized at fair market value with changes directly reported in income. At December 31, 2004, the fair market value of these forward contracts was not significant. These contracts are entered into in order to optimize the gain on sales of mortgage loans and/or mortgage-backed securities and net interest income, given levels of interest rate risk consistent with the Corporation’s business strategies. Also, during 2004, the Corporation entered into mortgage-backed securities (TBA’s) for trading purposes. Refer to Note 28 to the consolidated financial statements for further information.

     The Corporation does not participate in any trading activities involving commodity contracts.

Derivatives

The Corporation’s interest rate risk management strategy incorporates, to a limited extent, the use of derivative instruments to minimize significant unplanned fluctuations in net interest income and cash flows, including interest rate swaps, interest rate forwards and future contracts, equity options, foreign exchange contracts, and interest rate caps, floors and put options embedded in interest rate contracts. The Corporation does not use highly leveraged derivative instruments for interest rate risk management. Refer to Note 28 to the consolidated financial statements for further information on the Corporation’s limited involvement in derivative instruments and hedging activities.

     Derivative activities are monitored by the Committee which is responsible for approving hedging strategies that are developed through the analysis of data derived from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Corporation’s overall interest rate risk management and trading strategies.

     The Corporation’s derivatives activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The effectiveness of these hedges is monitored continuously to ascertain that the Corporation is reducing market risk as expected. Usually, derivatives transactions are executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged.

     In the hypothetical event that the correlation between price changes of the derivatives and the hedged asset or liability is substantially reduced, management would assess if the circumstances warrant liquidating the derivatives position and replacing it with another instrument. Based on the relatively small scale of derivatives transactions outstanding at the Corporation, it is not anticipated that such a scenario would have a material impact on its financial condition.

Popular / 2004 / Annual Report	[P26]

     Trading activity with derivatives is minimal at the Corporation, as most of the activity with derivatives is done to protect the economic value of assets or liabilities from market volatility.

Cash Flow Hedges

During 2004, the Corporation purchased interest rate caps in conjunction with a series of securitizations in order to limit the interest rate payable to the security holders. These contracts are designated as cash flow hedges and considered highly effective at inception. As of December 31, 2004, the fair market value of these interest rate caps was $13.8 million. As part of these contracts, during 2004, the Corporation reclassified $300,000 from other comprehensive income into earnings pertaining to the ineffective portion of changes in fair value of the cash flow hedge and $864,000 pertaining to the caplets expiration; both amounts are included as an increase to interest expense. Assuming no change in interest rates, $4.8 million, net of tax, of accumulated other comprehensive loss is expected to be reclassified to earnings over the next twelve months as contractual payments are made.

     During 2004, the Corporation discontinued the hedge accounting for certain caps that ceased to be highly effective and as a result reclassified a net loss of $1.4 million into earnings. At December 31, 2004, the fair value of the interest rate caps that were no longer considered highly effective was $527,000 and the related unrealized loss in accumulated other comprehensive income amounted to $637,000, net of tax. The unrealized loss accumulated in other comprehensive income will be amortized to earnings over the term of the contract as contractual payments are made. The changes in fair value of the caps after the discontinuance of the hedging relationship amounted to a gain of $277,000 and were recorded in interest expense.

     At December 31, 2004, the Corporation also had a $25 million notional amount interest rate swap to convert floating rate debt to fixed rate debt in order to fix the cost of short-term borrowings. Furthermore, it participated in futures and forwards contracts for the delayed delivery of securities in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. As of the end of 2004, these contracts qualified for cash flow hedge accounting in accordance with SFAS No. 133, as amended and therefore, changes in the fair value of the derivatives were recorded in other comprehensive income. The Corporation’s involvement in this type of activities was not significant at December 31, 2004. Refer to Note 28 to the consolidated financial statements for financial information on these contracts.

Other Non-Hedging Activities

At December 31, 2004, there were several derivative contracts that the Corporation entered into, which did not qualify for hedge accounting as defined in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (as amended), or were not designated as accounting hedges and their changes in market value were recognized in current earnings. These included an option related with the issuance of notes linked to the S&P 500 Index, which impact is not deemed significant for further discussion in this analysis, and over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 stock market index.

     The Corporation, through its Puerto Rico banking subsidiary, BPPR, offers certificates of deposit with returns linked to the S&P 500 index to its retail customers, principally in connection with IRA accounts. At December 31, 2004, these deposits amounted to $115 million, or less than 1% of the Corporation’s total deposits. These certificates have a maturity of five years, and the customer’s principal is guaranteed by BPPR and insured by the FDIC to the maximum extent permitted by law. Instead of paying a fixed rate of interest, the instruments pay a return based on the increase of the S&P 500 index, if any, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested, but allows the customer the potential to earn a return based on the performance of the U.S. stock market.

     The risk of issuing certificates of deposit with returns tied to a stock market index is hedged by BPPR. BPPR purchases S&P 500 index options from financial institutions with strong credit standings, whose return is designed to match the return payable on the certificates of deposits issued. By hedging the risk in this manner, the effective cost of the deposits raised by this product is fixed. These options are contracts that are traded in the over the counter market (OTC). OTC options are not listed on an options exchange and do not have standardized terms. The contracts have a maturity and an index equal to the terms of the pool of client deposits they are economically hedging.

     The purchased option contracts are initially accounted for at cost (i.e. amount of premium paid) and recorded as a derivative asset. The derivative asset is marked to market on a monthly basis with changes in fair value charged to operations. The deposits are hybrid instruments containing embedded options that must be bifurcated in accordance with SFAS No. 133. The initial value of the embedded option (component of the deposit contract that pays return based on changes in the S&P 500 index) is bifurcated from the related certificate of deposit and is initially recorded as a derivative liability and a corresponding discount on the certificate of deposit is recorded. Subsequently, the discount on the deposit is accreted and is included as part of interest expense and the bifurcated option is marked to market with changes in fair value charged to operations. Both the purchased option contracts and the bifurcated option are marked to market based on valuations received from an independent third party on a quarterly basis.

     The purchased index options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify

[P27]

for hedge accounting in accordance with the provision of SFAS No. 133 and therefore cannot be designated as accounting hedges.

Foreign Exchange

The Corporation conducts business in certain Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds interests in CONTADO and BHD in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency. At December 31, 2004, the Corporation had $36 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive income. The Corporation had been monitoring the inflation levels in the Dominican Republic to evaluate whether it met the “highly inflationary economy” test prescribed by SFAS No. 52 “Foreign Currency Translation.” Such statement defines highly inflationary as a “cumulative inflation of approximately 100 percent or more over a 3-year period.” The cumulative inflation in the Dominican Republic for the 36 months ended December 31, 2004 exceeded the 100 percent threshold. In accordance with the provisions of SFAS No. 52, the financial statements of a foreign entity in a highly inflationary economy shall be remeasured as if the functional currency was the reporting currency. Accordingly, the Corporation’s interests in the Dominican Republic were remeasured into the U.S. dollar. During 2004, approximately $1.8 million in remeasurement gains were reflected in other operating income instead of accumulated other comprehensive income. These gains relate to improvement in the Dominican peso’s exchange rate to the U.S. dollar from $45.50 at June 30, 2004, when the economy reached the “highly inflationary” threshold, to $30.85 at December 31, 2004. These remeasurement gains / losses will continue to be reflected in earnings until the economy is no longer highly inflationary. The unfavorable cumulative translation adjustment associated with these interests at the reporting date in which the economy became highly inflationary approximated $32 million.

Liquidity Risk

Liquidity risk may arise whenever the Corporation’s ability to raise cash and the runoff of its assets are substantially less than the runoff of its liabilities. The Corporation has established policies and procedures to assist Popular in remaining sufficiently liquid to meet all of its financial obligations, finance expected future growth and maintain a reasonable safety margin for unexpected events.

     The Board of Directors, through the Risk Management Committee, is also responsible for approving policies regarding liquidity risk management as well as approving operating and contingency procedures, and supervising their implementation. The Market Risk Committee and the Corporate Treasury Division are responsible for planning and executing the Corporation’s funding activities and strategy, and for implementing the policies and procedures approved by the Risk Management Committee.

     Liquidity is managed at the level of the holding companies that own the banking and non-banking subsidiaries. Also, it is managed at the level of the banking and non-banking subsidiaries. The management of liquidity at both levels is essential because the parent companies and banking and non-banking subsidiaries each have different funding needs and sources, and each are subject to certain regulatory guidelines and requirements. Diversification of funding sources is a major priority, as it helps protect the liquidity of the Corporation from market disruptions.

     The principal sources of funding for the banking subsidiaries include retail and commercial deposits, institutional borrowings, and to a lesser extent, loan sales. The principal uses of funds for the banking subsidiaries include loan and investment portfolio growth, repayment of obligations as they become due, dividend payments to the holding company, and operational needs. In addition, the Corporation’s banking subsidiaries maintain borrowing facilities at the discount window of the Federal Reserve Bank of New York and with the Federal Home Loan Bank of New York, and have a considerable amount of collateral that can be used to raise funds under these facilities.

     Primary sources of funding for the holding companies include dividends received from its banking and non-banking subsidiaries and proceeds from the issuance of medium-term notes, commercial paper, junior subordinated debentures and equity. The principal uses of these funds include the repayment of maturing debt, dividend payments to shareholders and subsidiary funding through capital or debt.

     The principal sources of funding for the non-banking subsidiaries include internally generated cash flows from operations, borrowed funds from the holding companies, wholesale funding and asset securitizations, loan sales and repurchase agreements. The principal uses of funds for the non-banking subsidiaries include loan portfolio growth, repayment of maturing debt and operational needs.

     The Corporation’s non-banking subsidiaries may be subject to a higher degree of liquidity risk than the banking subsidiaries, due to the latter’s access to federally insured deposits and the Federal Reserve Discount Window. In the event of a downgrade in the credit ratings of the Corporation, the non-banking subsidiaries may experience an increase in their cost of funds and reduced availability of financing. Management does not anticipate such a scenario developing in the foreseeable future.

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

Popular / 2004 / Annual Report	[P28]

probability of a prolonged recession in Puerto Rico (except if there is a U.S. national recession) and its related risks to the Corporation.

     Factors that the Corporation does not control, such as the economic outlook of its principal markets and regulatory changes, could affect its ability to obtain funding. In order to prepare for the possibility of such a scenario, management has adopted contingency plans for raising financing under stress scenarios, where important sources of funds that are usually fully available are temporarily not willing to lend to the Corporation. These plans call for using alternate funding mechanisms such as the pledging or securitization of certain asset classes, committed credit lines, and loan facilities implemented with the Federal Home Loan Bank of New York and the Federal Reserve Bank of New York. The Corporation has a substantial amount of assets available for raising funds through non-traditional channels and is confident that it has adequate alternatives to rely on, under a scenario where some primary funding sources are temporarily unavailable.

     Credit ratings by the major credit rating agencies are an important component of the Corporation’s liquidity profile. Among other factors, the credit ratings are based on the financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and the company’s ability to access a broad array of wholesale funding sources. Changes in the credit rating of the Corporation or any of its subsidiaries to a level below “investment grade” may affect the Corporation’s ability to raise funds in the capital markets. The Corporation’s counterparties are sensitive to the risk of a rating downgrade. In the event of a downgrade, it may be expected that the cost of borrowing funds in the institutional market would increase. In addition, the ability of the Corporation to raise new funds or renew maturing debt may be more difficult.

     The Corporation and BPPR’s debt ratings at December 31, 2004 were as follows:

	Popular, Inc.		BPPR
	Short-term	Long-term	Short-term	Long-term
	debt	debt	debt	debt

Fitch	F-1	A	F-1	A
Moody’s	P-2	A-3	P-1	A-2
S&P	A-2	BBB+	A-2	A-

     The ratings above are subject to revisions or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

     The Corporation’s liquidity position is closely monitored on an ongoing basis. Management believes that available sources of liquidity are adequate to meet the funding needs in the normal course of business.

     The Consolidated Statements of Cash Flows can be used to assess the Corporation’s ability to generate positive future net cash flows from operations and its ability to meet future obligations. Net cash provided by operating activities totaled $143 million in 2004. Cash provided by financing activities totaled $5.4 billion, resulting mostly from the increase in deposits of $1.3 billion and net proceeds from borrowings of $4.2 billion, partially offset by dividend payments of $169 million. These activities were partially offset by net cash used in investing activities of $5.5 billion, primarily resulting from a net increase in loans of $4.4 billion and net inflows related to investment securities and money market investments of $798 million.

     The composition of the Corporation’s financing to total assets at December 31, 2004 and 2003 were as follows:

			% increase
			(decrease)
			from 2003	% of total assets
(Dollars in millions)	2004	2003	to 2004	2004	2003

Non-interest bearing deposits	$4,173	$3,727	12.0%	9.4%	10.2%
Interest-bearing core deposits	12,835	11,117	15.5	28.9	30.5
Other interest-bearing deposits	3,585	3,254	10.2	8.1	8.9
Federal funds and repurchase agreements	6,437	5,836	10.3	14.5	16.0
Other short-term borrowings	3,140	1,997	57.2	7.1	5.5
Notes payable and subordinated notes	10,306	7,117	44.8	23.2	19.5
Others	821	633	29.7	1.8	1.8
Stockholders’ equity	3,105	2,754	12.7	7.0	7.6

     The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities.

Deposits

Deposits are a key source of funding. Deposits tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. The extensive branch network of the Corporation in the Puerto Rico market and its expanding network in major U.S. markets have enabled it to maintain a significant and stable base of deposits. Total deposits increased 14% from December 31, 2003 to the same date in 2004, including the impact of the Quaker City acquisition. Core deposits are an important stable, low-cost funding source and typically react more slowly to interest rate changes. Core deposits were up 15% from December 31, 2003, totaling $17.0 billion at December 31, 2004. Certificates of deposits with denominations of $100,000 and over as of December 31, 2004 totaled $3.6 billion, or 17% of total deposits. Their distribution by maturity was as follows:

[P29]

Table L
Average Total Deposits

	For the Year
						Five-Year
(Dollars in thousands)	2004	2003	2002	2001	2000	C.G.R.

Demand	$3,918,452	$3,495,099	$3,226,758	$3,052,270	$3,030,307	5.26%
Other non-interest bearing accounts	—	—	—	4,277	4,976	—

Non-interest bearing	3,918,452	3,495,099	3,226,758	3,056,547	3,035,283	5.22

Savings accounts	5,407,600	5,190,527	4,775,115	4,170,202	4,113,338	5.53
NOW and money market accounts	2,965,941	2,550,480	2,502,272	2,101,892	1,811,352	11.18

Savings deposits	8,373,541	7,741,007	7,277,387	6,272,094	5,924,690	7.33

Certificates of deposit:
Under $100,000	3,067,220	2,877,946	2,809,305	2,751,490	2,766,905	2.86
$100,000 and over	3,087,061	2,784,708	2,797,085	2,721,716	2,030,067	14.02
936	57,112	97,128	121,290	111,251	259,203	(28.10)

Certificates of deposit	6,211,393	5,759,782	5,727,680	5,584,457	5,056,175	6.36

Other time deposits	905,669	762,080	752,821	662,693	492,334	23.81

Interest bearing	15,490,603	14,262,869	13,757,888	12,519,244	11,473,199	7.58

Total	$19,409,055	$17,757,968	$16,984,646	$15,575,791	$14,508,482	7.07%

(In thousands)

3 months or less	$1,388,399
3 to 6 months	472,548
6 to 12 months	408,618
over 12 months	1,315,344

$3,584,909

     The Corporation had $559 million in brokered certificates of deposit at December 31, 2004, which represented less than 3% of its total deposits. Although the utilization of these wholesale deposits is an alternative funding source, the Corporation does not anticipate placing undue reliance in this source of liquidity in the foreseeable future.

     Average deposits for the year ended December 31, 2004 represented 52% of average earning assets, compared with 54% for the year ended December 31, 2003. Table L summarizes average deposits for the past five years.

     Segregated in Table L are 936 deposits, which represent funds of 936 corporations that are reinvested by the Corporation in eligible assets, which are tax-exempt for U.S. and Puerto Rico’s Industrial Incentive Act purposes. A legislation that repealed federal tax exemption on these funds, was approved for taxable years beginning after December 31, 1995, as such, 936 deposits have substantially decreased in volume since that date.

     The Corporation’s ability to compete successfully in the marketplace for deposits depends on various factors, including service, convenience and financial stability as reflected by operating results and credit ratings (by nationally recognized credit rating agencies). Although a downgrade in the credit rating of the Corporation may impact its ability to raise deposits, management does not believe that the impact should be material. Deposits at all of the Corporation’s banking subsidiaries are federally insured and this is expected to mitigate the effect of a downgrade in credit ratings.

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

     Sources of wholesale funding include, but are not limited to federal funds purchased, securities sold under repurchase agreements, brokered certificates of deposit, FHLB advances, and short and long-term debt.

     The Federal Home Loan Banks provide funding to the banking subsidiaries through advances. At December 31, 2004, Popular had short-term and long-term credit facilities authorized with the FHLB aggregating $2.0 billion based on assets pledged with the FHLB at that date. Outstanding borrowings under these credit facilities totaled $1.9 billion at December 31, 2004. Such advances are collateralized

Popular / 2004 / Annual Report	[P30]

by securities and mortgages loans, do not have restrictive covenants and do not have any callable features.

     At December 31, 2004, the Corporation’s banking subsidiaries had approved, but uncommitted, federal funds lines with authorized counterparties totaling $5.4 billion. As of that date, $2.8 billion of these lines was used. These lines are uncommitted and are available at the option of the counterparty. Also, the Corporation had aproximately $22 billion in unpledged securities and loans that are available to raise funds through repurchase agreements or other collateralized borrowings. The availability of the repurchase transactions would be subject to the available unpledge collateral at the time the transaction is to be consumated.

     In addition, BPPR and BPNA have established a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2004, BPPR and BPNA had a borrowing capacity at the discount window of approximately $2.5 billion, which remained unused. These facilities are collateralized sources of credit that are highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.

     At December 31, 2004, the Corporation had outstanding $165 million in commercial paper. At that date, the Corporation had a committed liquidity facility in the amount of $450 million, which also serves as a back-up for the commercial paper program. The facility has never been drawn upon and management does not anticipate doing so in the future.

     To provide further liquidity, BPPR has a $1 billion bank note program with the full amount available for future issuance at December 31, 2004. Under this program, BPPR has the requisite agreements in place to issue and sell its bank notes to institutional investors. Moreover, in 2003, the Corporation filed a shelf registration with the Securities and Exchange Commission (SEC), allowing Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc. to issue medium-term notes, debt securities and preferred stock in an aggregate amount of up to $2.5 billion. At December 31, 2004, the Corporation had available approximately $2.1 billion under this shelf registration. This shelf registration is intended to permit the Corporation to raise funds with a relatively short lead-time.

     Also, as previously described, the Corporation issues junior subordinated debentures in offerings of trust preferred securities as a funding mechanism. Refer to Note 16 to the consolidated financial statements for further information. At December 31, 2004, the Corporation had available $170 million for the issuance of trust preferred securities under a shelf registration statement filed with the SEC during 2004.

     A more detailed description of borrowings is included in the Statement of Condition analysis in this Management’s Discussion and Analysis and in Notes 12 through 16 to the consolidated financial statements.

     Total lines of credit outstanding are not necessarily a measure of the total credit available on a continuing basis. Certain of these lines could be subject to collateral requirements, standards of credit worthiness, leverage ratios and other regulatory requirements, among other factors.

     Some of the Corporation’s borrowings and deposits are subject to “rating triggers”, contractual provisions that accelerate the maturity of the underlying obligations in the case of a change in rating. Therefore, the need for the Corporation to raise funding in the marketplace could increase more than usual in the case of a rating downgrade. The amount of obligations subject to rating triggers that could accelerate the maturity of the underlying obligations was $232 million at December 31, 2004.

     In the course of borrowing from institutional lenders, the Corporation has entered into contractual agreements to maintain certain levels of debt, capital and asset quality, among other financial covenants. If the Corporation were to fail to comply with those agreements, it may result in an event of default. Such failure may accelerate the repayment of the related borrowings. An event of default could also affect the ability of the Corporation to raise new funds or renew maturing borrowings. The Corporation is currently in full compliance with all financial covenants in effect and expects to remain so in the future. At December 31, 2004, the Corporation had $705 million in outstanding obligations subject to covenants, including those which are subject to rating triggers and those outstanding under the commercial paper program.

Other Funding Sources

Another important liquidity source for the Corporation is its assets, particularly the investment portfolio. This portfolio consists primarily of liquid U.S. Treasury and Agency securities that can be used to raise funds in the repo markets. At December 31, 2004, the entire investment portfolio, excluding trading securities, totaled $11.8 billion, of which $1.9 billion, or 16%, had maturities of one year or less. The maturity distribution of the investment and trading portfolio is presented in Table K. Mortgage-related investments in Table K are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments.

     The Corporation’s loan portfolio is another important source of liquidity since it generates substantial cash flow resulting from principal and interest payments and principal prepayments. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, and to a lesser extent commercial loans, have highly developed secondary markets, which the Corporation uses on a regular basis. The maturity distribution of the loan portfolio as of December 31, 2004 is presented in Table K. As of that date $6.4 billion or 22% of the loan portfolio is expected to mature within one year. The contractual

[P31]

maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.

     Another component of liquidity and an important source of funding is the Corporation’s capital. For example, during 2003, the Corporation issued $187 million in preferred stock in order to raise funds for operations and to strengthen its regulatory capital position.

Contractual Obligations and Commercial Commitments

The Corporation has contractual obligations to make future payments on debt and lease agreements. Also, in the normal course of business, Popular enters into contractual arrangements whereby it commits to future purchases of products or services from third parties. Obligations that are legally binding agreements whereby the Corporation agrees to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations.

     At December 31, 2004, the aggregate contractual cash obligations including purchase obligations and borrowings maturities were:

	Payments Due by Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Certificates of deposit	$4,244	$2,216	$1,010	$84	$7,554
Fed funds and repurchase agreements	5,210	634	518	75	6,437
Other short-term borrowings	3,140	—	—	—	3,140
Long-term debt	2,055	3,116	2,893	2,242	10,306
Purchase obligations	49	67	36	18	170
Annual rental commitments under operating leases	47	76	49	86	258
Capital leases	6	6	3	—	15

Total contractual cash obligations	$14,751	$6,115	$4,509	$2,505	$27,880

     Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2004, primarily for services, equipment and real estate construction projects.

     The Corporation’s operating lease agreements do not impose any restrictions on its ability to pay dividends or engage in debt or equity financing transactions.

     Additionally, during 2005, the Corporation expects to contribute $1.2 million to the pension and benefit restoration plans. Also, during 2005, it expects to contribute $6.7 million to the postretirement benefit plan to fund current benefit payment requirements. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 22 to the consolidated financial statements for further information on these plans. Management believes the effect of the plans on liquidity is not significant to the Corporation’s overall financial condition.

     Popular also utilizes lending-related financial instruments in the normal course of business to accommodate the financial needs of its customers. The Corporation’s exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and commercial letters of credit is represented by the contractual notional amount of these instruments. The Corporation uses credit procedures and policies in making those commitments and conditional obligations as it does in extending loans to customers. Since many of the commitments may expire without being drawn upon, the total contractual amounts are not representative of the Corporation’s actual future credit exposure or liquidity requirements for these commitments. At December 31, 2004 the contractual amounts related to the Corporation’s off-balance sheet lending activities were:

	Amount of Commitment - Expiration Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Commitments to extend credit	$5,239	$660	$104	$208	$6,211
Commercial letters of credit	19	—	—	—	19
Standby letters of credit	130	49	6	2	187
Commitments to originate mortgage loans	245	16	7	162	430

Total	$5,633	$725	$117	$372	$6,847

     Refer to the notes to the consolidated financial statements for further information on the Corporation’s contractual obligations and commercial commitments.

Credit Risk Management and Loan Quality

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

Popular / 2004 / Annual Report	[P32]

     The Corporation has a Credit Strategy Committee (CRESCO) that oversees all credit-related activities. It is CRESCO’s responsibility to manage the Corporation’s overall credit exposure and to develop credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through the CRESCO, management reviews asset quality ratios, trends and forecasts, problem loans, establishes the provision for loan losses and assesses the methodology and adequacy of the allowance for loan losses on a monthly basis. The analysis of the allowance adequacy is presented to the Board of Directors for review, consideration and ratification on a quarterly basis.

     The Corporation also has a Credit Risk Management Division (CRMD), which is centralized and independent of the lending function. It oversees the credit risk rating system and reviews the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (GAAP) and regulatory standards. To manage and control the Corporation’s credit risk the CRMD utilizes various techniques through the different stages of the credit process. A CRMD representative, who is a permanent non-voting member of the Executive Credit Committee, oversees adherence to policies and procedures established for the initial underwriting of the credit portfolio. Also, the CRMD performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and/or geographic regions. Specialized workout officers, who are independent of the originating unit, handle substantially all commercial loans which are past due over 90 days, have filed bankruptcy, or are considered problem loans based on their risk profile.

     The Corporation also has a Credit Process Review Group within the CRMD, which performs annual comprehensive credit process reviews of several middle market, construction, asset-based and corporate banking lending groups. It also reviews the work performed by an outside loan review firm providing services to the Corporation in the U.S. mainland. This group evaluates the credit risk profile of each originating unit along with each unit’s credit administration effectiveness, the quality of the credit and collateral documentation.

     At December 31, 2004, the Corporation’s credit exposure was centered in its $28.7 billion loan portfolio, which represented 69% of its earning assets. The portfolio composition for the last five years is presented in Table G.

     The Corporation issues certain credit-related off-balance sheet financial instruments, including commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. For these financial instruments, the contract amount represents the credit risk associated with failure of the counterparty to perform in accordance with the terms and conditions of the contract, and the decline in value of the underlying collateral. The credit risk associated with these financial instruments varies depending on the counterparty’s creditworthiness and the value of any collateral held. Since many of these commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Refer to Note 26 to the consolidated financial statements and to the Contractual Obligations and Commercial Commitments section of this Management’s Discussion and Analysis for the Corporation’s involvement in these credit-related activities.

     The Corporation is also exposed to credit risk by using derivative instruments, but manages the level of risk by only dealing with counterparties of good credit standing, entering into master netting agreements whenever possible and, when appropriate, obtaining collateral. Refer to Note 28 to the consolidated financial statements for further information on the Corporation’s limited involvement in derivative instruments and hedging activities.

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

     The Corporation’s credit risk exposure is spread among individual consumers, small commercial loans and a diverse base of borrowers engaged in a wide variety of businesses. The Corporation has approximately 753,000 consumer loans and 37,600 commercial lending relationships. Only 183 of these commercial borrowers have credit relations with an aggregate exposure of $10 million or more. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits. Approximately 34% of total commercial loans outstanding, including construction, are secured by real estate or cash collateral. In addition, the secured consumer loan portfolio was $2.0 billion or 48% of the total consumer portfolio at December 31, 2004.

     The Corporation continues diversifying its geographical risk as a result of its growth strategy in the United States and the Caribbean. Puerto Rico’s share of the Corporation’s total loan portfolio has decreased from 59% in 1999, to 51% in 2002 and 44% in 2004. The Corporation’s assets and revenue composition by geographical area and by business segment reporting is further presented in Note 30 to the consolidated financial statements.

     The Corporation is also exposed to government risk. As further detailed in Notes 4 and 5 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government agencies and corporations. In addition, $88 million of residential mortgages and $288 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2004. The Corporation continues to be one of the largest Small Business

[P33]

Table M
Non-Performing Assets

	As of December 31,
(Dollars in thousands)	2004	2003	2002	2001	2000

Non-accrual loans:
Commercial, industrial and agricultural	$116,969	$166,421	$170,039	$195,169	$169,535
Construction	5,624	1,845	—	3,387	2,867
Lease financing	3,665	7,494	10,648	10,297	7,152
Mortgage	395,749	344,916	279,150	176,967	99,861
Consumer	32,010	36,350	40,019	40,946	43,814

Total non-performing loans	554,017	557,026	499,856	426,766	323,229
Other real estate	59,717	53,898	39,399	31,532	23,518

Total non-performing assets	$613,734	$610,924	$539,255	$458,298	$346,747

Accruing loans past-due 90 days or more	$77,378	$75,557	$67,828	$62,709	$49,585

Non-performing assets to loans held-in-portfolio	2.19%	2.74%	2.92%	2.66%	2.28%
Non-performing loans to loans held-in-portfolio	1.98	2.49	2.70	2.48	2.12
Non-performing assets to assets	1.38	1.68	1.60	1.49	1.24
Interest lost	$49,120	$45,541	$35,820	$27,866	$23,129

Administration lenders in the United States. Furthermore, there were $447 million of loans issued to or guaranteed by the Puerto Rico Government and its political subdivisions and $41 million of loans issued to or guaranteed by the U.S. Virgin Islands Government. Puerto Rico’s economic outlook is generally similar to that of the U.S. mainland, and its Government and many of its instrumentalities are investment-grade rated borrowers in the U.S. capital markets.

Non-Performing Assets

A summary of non-performing assets by loan categories and related ratios is presented in Table M.

     As previously mentioned in the critical accounting policies section of this report, during 2004 the Corporation adopted the standard industry practice of placing commercial and construction loans on non-accrual status if payments of principal or interest are delinquent 90 days or more. Had the Corporation continued reporting commercial and construction loans in non-performing status when delinquent 60 days or more, non-performing assets would have amounted to $641 million at December 31, 2004, or 2.29% of loans held-in-portfolio, and 1.44% of total assets. The allowance as a percentage of non-performing loans would have amounted to 75.14%.

     Non-performing mortgage loans represented 64% of total non-performing assets and 3% of total mortgage loans held-in-portfolio at December 31, 2004, compared with 56% and 4%, respectively, at December 31, 2003, and 52% and 4%, respectively at December 31, 2002. The increase in non-performing mortgage loans was mostly reflected in PFH. Results for 2004 showed a slight improvement in credit quality trends at this subsidiary. Non-performing mortgage loans at this subsidiary represented 4.0% of its mortgage loans held-in-portfolio at December 31, 2004, down from 4.1% at December 31, 2003 and 4.5% at December 31, 2002. This decrease at PFH was related in part to more dynamic foreclosure procedures and improved credit quality supported in part by improved credit scoring, partially offset by the impact of a growing portfolio. Historically, the Corporation has experienced a low level of losses in its mortgage portfolio, both in Puerto Rico and the U.S. mainland. Ratios of mortgage loans net charge-offs as a percentage of the average mortgage loans held-in-portfolio for the Corporation and PFH are presented later in the Allowance for Loan Losses section of this Management Discussion and Analysis.

     Non-performing commercial and construction loans represented 1.13% of that loan portfolio at December 31, 2004, compared with 1.96% at December 31, 2003, and 2.09% at December 31, 2002. Had the Corporation continued reporting commercial and construction loans in non-performing status when delinquent 60 days or more, the Corporation’s non-performing commercial and construction loans at December 31, 2004 would have been $150 million or 1.38% of that type of loans held-in-portfolio. The decrease in non-performing commercial and construction loans since December 31, 2003 was mostly due to the change in the Corporation’s non-accrual policy for commercial and construction loans and intensified credit management efforts.

     Non-performing consumer loans represented 0.79%, 1.11% and 1.29% of consumer loans held-in-portfolio at December 31, 2004, 2003 and 2002, respectively. The decline in the non-performing consumer loans ratio reflects a better credit quality mix, coupled

Popular / 2004 / Annual Report	[P34]

with improved delinquency levels and a growing portfolio with more rigorous underwriting procedures.

     Non-performing financing leases represented 0.31% of the lease financing portfolio at December 31, 2004, compared with 0.71% at the end of 2003 and 1.20% in 2002. The decline was principally due to lower delinquency levels.

     Assuming the standard industry practice of placing commercial loans on non-accrual status when payments of principal and interest are past due 90 days or more and excluding the closed-end consumer loans from non-accruing at December 31, 2003 adjusted non-performing assets would have been $547 million or 2.45% of loans held-in-portfolio, compared with $478 million or 2.59%, respectively, at December 31, 2002. The allowance to non-performing loans ratio would have been 74.73% and 78.00% at December 31, 2003 and 2002, respectively. Excluding the closed-end consumer loans from non-accruing at December 31, 2004, adjusted non-performing assets would have been $582 million or 2.08% of loans held-in-portfolio and the allowance to non-performing loans ratio would have been 83.73%. Under the standard industry practice, closed-end consumer loans are not customarily placed on non-accrual status prior to being charged-off.

     Once a loan is placed in non-accrual status, the interest previously accrued and uncollected is charged against current earnings. Refer to Table M for information on the interest income that would have been realized had these loans been performing in accordance with their original terms.

     In addition to the non-performing loans discussed earlier, there were $32 million of loans at December 31, 2004, which in management’s opinion are currently subject to potential future classification as non-performing, and therefore are considered impaired for our analysis of SFAS No. 114. At December 31, 2003 and 2002, these potential problem loans approximated $34 million and $36 million, respectively.

     Another key measure used to evaluate and monitor the Corporation’s asset quality is the level of loan delinquencies. Loans delinquent 30 days or more and delinquencies as a percentage of their related portfolio category at December 31, 2004 and 2003 are presented below.

(Dollars in millions)	2004	2003

Loans delinquent 30 days or more	$1,401	$1,205

Total delinquencies as a percentage of total loans:
Commercial	3.24%	4.37%
Construction	3.77	1.95
Lease financing	2.88	4.29
Mortgage	6.99	6.70
Consumer	3.15	4.39

Total	4.87%	5.33%

     Accruing loans ninety days or more at December 31, 2004 are composed primarily by credit cards, FHA/VA and other insured mortgage loans, and mortgage loans delinquent included in the Corporation’s financial statements pursuant to the GNMA’s buy-back option program. Under SFAS No. 140, servicers of loans underlying Ginnie Mae mortgage-backed securities must report as their own assets defaulted loans that they have the option to purchase, even when they elect not to exercise the option. Also, accruing loans ninety days or more include residential conventional loans purchased from other financial institutions that although delinquent, the Corporation has received timely payment from the sellers / servicers, and in most instances have partial or full guarantees under recourse agreements.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluations of inherent risks in the loan portfolio. The Corporation’s management evaluates the adequacy of the allowance for loan losses on a monthly basis. In determining the allowance, management considers current economic conditions, loan portfolio risk characteristics, prior loss experience, results of periodic credit reviews of individual loans, regulatory requirements and loan impairment measurement, among other factors.

     The methodology used to establish the allowance for loan losses is based on SFAS No. 114 (as amended by SFAS No. 118) and SFAS No. 5. Under SFAS No. 114, commercial loans over a predefined amount are identified for impairment evaluation on an individual basis and specific impairment reserves are calculated. SFAS No. 5 provides for the recognition of a loss contingency for a group of homogenous loans, which are not individually evaluated under SFAS No. 114, when it is probable that a loss has been incurred and the amount can be reasonably estimated. To determine the allowance for loan losses under SFAS No. 5, the Credit Risk Management Division calculates the Corporation’s loan losses based on historical net charge-off experience segregated by loan type and legal entity.

     The result of the exercise described above is compared to stress-related levels of historic losses over a period of time, recent tendencies of losses and industry trends. Management considers all indicators derived from the process described herein, along with qualitative factors that may cause estimated credit losses associated with the loan portfolios to differ from historical loss experience. The final outcome of the provision for loan losses and the appropriate level of the allowance for loan losses for each subsidiary and the Corporation is a determination made by the CRESCO, which actively reviews the Corporation’s allowance for loan losses.

     Management’s judgment of the quantitative factors (historical net charge-offs, statistical loss estimates, etc.) as well as qualitative factors (current economic conditions, portfolio composition, delinquency trends, etc.) results in the final determination of the

[P35]

Table N
Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)	2004		2003		2002		2001		2000

Balance at beginning of year	$408,542		$372,797		$336,632		$290,653		$292,010
Allowances acquired (sold)	27,185		13,697		2,327		1,675		(15,869)
Provision for loan losses	178,657		195,939		205,570		213,250		194,640

	614,384		582,433		544,529		505,578		470,781

Losses charged to the allowance:
Commercial	63,937		79,934		85,588		76,140		73,585
Construction	994		135		3,838		6,394		145
Lease financing	37,125		22,995		32,037		41,702		32,256
Mortgage	33,032		29,495		14,701		8,577		5,615
Consumer	103,393		100,040		103,056		102,236		129,430

	238,481		232,599		239,220		235,049		241,031

Recoveries:
Commercial	19,778		20,567		18,515		14,636		17,352
Construction	—		27		5,376		960		9
Lease financing	11,385		11,477		18,084		26,008		17,797
Mortgage	1,440		467		714		500		717
Consumer	28,575		26,170		24,799		23,999		25,028

	61,178		58,708		67,488		66,103		60,903

Net loans charged-off (recovered):
Commercial	44,159		59,367		67,073		61,504		56,233
Construction	994		108		(1,538)		5,434		136
Lease financing	25,740		11,518		13,953		15,694		14,459
Mortgage	31,592		29,028		13,987		8,077		4,898
Consumer	74,818		73,870		78,257		78,237		104,402

	177,303		173,891		171,732		168,946		180,128

Balance at end of year	$437,081		$408,542		$372,797		$336,632		$290,653

Loans held-in-portfolio:
Outstanding at year end	$27,991,533		$22,330,600		$18,489,192		$17,229,063		$15,233,184
Average	24,881,341		20,258,913		17,861,152		16,227,897		15,570,407
Ratios:
Allowance for loan losses to year end loans held-in-portfolio	1.56%		1.83%		2.02%		1.95%		1.91%
Recoveries to charge-offs	25.65		25.24		28.21		28.12		25.27
Net charge-offs to average loans held-in-portfolio	0.71		0.86		0.96		1.04		1.16
Net charge-offs earnings coverage	4.59	x	4.59	x	3.93	x	3.68	x	3.17	x
Allowance for loan losses to net charge-offs	2.47		2.35		2.17		1.99		1.61
Provision for loan losses to:
Net charge-offs	1.01		1.13		1.20		1.26		1.08
Average loans held-in-portfolio	0.72%		0.97%		1.15%		1.31%		1.25%
Allowance to non-performing assets	71.22		66.87		69.13		73.45		83.82
Allowance to non-performing loans	78.89		73.34		74.58		78.88		89.92

provision for loan losses to maintain a level of allowance for loan losses which is deemed to be adequate.

     The reduction in the ratio of allowance for loan losses to loans continued to reflect improvement in credit quality trends and a shift in the loan portfolio mix to include a greater proportion of real estate secured loans. The Corporation’s management considers the allowance for loan losses to be at a level sufficient to provide for estimated losses based on current economic conditions, the expected level of net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses.

Popular / 2004 / Annual Report	[P36]

     Table O details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.

     Table N summarizes the movement in the allowance for loan losses and presents selected loan losses statistics for the past five years.

     Also, the table below presents net charge-offs to average loans held-in-portfolio by loan category for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002

Commercial and construction	0.48%	0.72%	0.85%
Lease financing	2.29	1.19	1.59
Mortgage	0.29	0.37	0.23
Consumer	2.05	2.33	2.51

Total	0.71%	0.86%	0.96%

     The net decline in commercial and construction loans net charge-offs for the year ended December 31, 2004, compared with 2003, was mainly due to the charge-off during 2003 of one large commercial relationship. Also, the decrease was partly associated with better portfolio credit quality, coupled with collection efforts. The decrease in the net charge-offs to average loan ratio was also influenced by the continuing identification and monitoring of potential problem loans. The allowance for loan losses corresponding to commercial and construction loans held-in-portfolio represented 1.64% of that portfolio at December 31, 2004, compared with 2.00% in 2003 and 2.02% in 2002. The ratio of allowance to non-performing loans in the commercial and construction loan category was 146.0% at the end of 2004, compared with 101.9% in 2003 and 96.4% in 2002. The increase in the latter ratio from 2003 to 2004 was the result of the general reduction in commercial non-performing assets coupled with the impact of the change in the non-performing commercial loan policy from 60 to 90 days. At December 31, 2004, 2003 and 2002, the portion of the allowance for loan losses related to impaired loans was $31 million, $44 million and $35 million, respectively. Further disclosures with respect to impaired loans are included in Note 7 to the consolidated financial statements.

     The increase in lease financing net charge-offs was related principally to the Corporation’s operations in the U.S. mainland due to higher delinquency levels in the small ticket equipment leasing segment of the portfolio. The increase was mainly related to one vendor who filed bankruptcy during the third quarter of 2004 which has required increased collection and litigation activity. The allowance for loan losses for the lease financing portfolio was 2.46% at December 31, 2004, from 2.83% at the same date in 2003 and 3.33% in 2002.

     The Corporation experienced an increase in mortgage loans net charge-offs for the year ended December 31, 2004, compared with the previous year, mostly as a result of portfolio growth. As a percentage of average mortgage loans held-in-portfolio, the corresponding net charge-offs reflected improved trends since December 31, 2003, principally at PFH. The ratio of net charge-offs as a percentage of the average mortgage loans held-in-portfolio for PFH was 0.38% in 2004, 0.45% in 2003 and 0.31% in 2002. The Corporation’s mortgage loans net charge-offs for 2003 included $3.8 million in net charge-offs associated with the sale of approximately $32 million in non-performing and other historically delinquent mortgage loans. The allowance for loan losses assigned to the mortgage loan portfolio has remained at relatively low levels due to the historically low level of losses in this portfolio. Based on historical experience and current economic conditions, the Corporation does not foresee significant losses in the mortgage portfolio. Also, measures have been taken to improve collections and recovery processes with enhanced initiatives to expedite foreclosures. The allowance for loan losses for mortgage loans held-in-portfolio represented 0.57% of that portfolio at December 31, 2004, compared with 0.59% in 2003 and 0.54% in 2002.

     Although consumer loans net charge-offs for 2004 showed a slight increase from 2003, they declined as a percentage of the average consumer loan portfolio. The allowance for loan losses for consumer loans represented 4.00% of that portfolio at December 31, 2004, compared with 4.64% in 2003 and 4.67% in 2002. The decline reflected better credit quality mix in the portfolio and a growing portfolio with more rigorous underwriting procedures. Also, this decline was due to the fact that part of the Corporation’s growth in consumer loans has been in auto loans, a secured portfolio.

Operational Risk Management

Operational risk can manifest itself in various ways, including errors, fraud, business interruptions, inappropriate behavior of employees, and failure to perform in a timely manner, among others. These events can potentially result in financial losses and other damages to the Corporation, including reputational harm. The successful management of operational risk is particularly important to a diversified financial services company like Popular because of the nature, volume and complexity of its various businesses.

     To monitor and control operational risk and mitigate related losses, the Corporation maintains a system of comprehensive policies and controls. The Corporate Operational Risk Management Division within the Corporation’s Risk Management Group provides oversight to facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Corporation. Also, it is responsible for establishing baseline processes to measure, monitor, limit and manage operational risk. In addition, the Internal Audit Division provides oversight about policy compliance and ensures adequate attention is paid to correct issues identified.

[P37]

Table O
Allocation of the Allowance for Loan Losses

	As of December,
(Dollars in millions)	2004		2003		2002		2001		2000
		Percentage of		Percentage of		Percentage of		Percentage of		Percentage of
	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each
	for	Category to	for	Category to	for	Category to	for	Category to	for	Category to
	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*

Commercial	$169.4	37.1%	$163.1	36.9%	$155.5	42.6%	$140.3	43.1%	$120.6	46.0%
Construction	9.6	1.8	8.4	1.5	8.4	1.3	8.2	1.5	8.1	1.7
Lease financing	28.7	4.2	29.8	4.7	29.6	4.8	22.7	5.0	18.6	5.4
Mortgage	67.7	42.5	55.5	42.3	34.6	34.5	19.9	32.2	12.0	25.1
Consumer	161.7	14.4	151.7	14.6	144.7	16.8	145.5	18.2	131.4	21.8

Total	$437.1	100.0%	$408.5	100.0%	$372.8	100.0%	$336.6	100.0%	$290.7	100.0%

*Note: For purposes of this table the term loans refers to loans held-in-portfolio (excludes loans held-for-sale).

     Operational risks fall into two major categories, business specific and corporate-wide affecting all business lines. The primary responsibility for the day-to-day management of business specific risks relies on business unit managers. Accordingly, business unit managers are responsible to ensure that appropriate risk containment measures, including corporate-wide or business segment specific policies and procedures, controls and monitoring tools are in place to minimize risk occurrence and loss exposures. Examples of these include personnel management practices, data reconciliation processes, transaction processing monitoring and analysis and contingency plans for systems interruptions. To manage corporate-wide risks, specialized groups such as Legal, Information Security, Business Continuity, Finance and Compliance, assist the business units in the development and implementation of risk management practices specific to the needs of the individual businesses.

     Operational risk management plays a different role in each category. For business specific risks, the Operational Risk Management Group works with the segments to ensure consistency in policies, processes, and assessments. With respect to corporate-wide risks, such as information security, business continuity, legal and compliance, the risks are assessesed and a consolidated corporate view is developed and communicated to the business level.

Department of Justice Investigation Concerning Participation by the Corporation’s Subsidiary, EVERTEC, Inc., in the E-Rate Program

On January 18, 2005, the Corporation announced that it had been informed by the Antitrust Division of the U.S. Department of Justice that the Department of Justice is conducting an investigation concerning participation by its subsidiary, GM Group, Inc. (which after a reorganization in 2004 is part of EVERTEC, Inc.), in the E-rate program, which is administered by the Federal Communications Commission and pays for telecommunications services and related equipment for schools and libraries. GM Group learned of the investigation in June 2003. The Corporation does not know the full scope of the Department of Justice investigation and cannot predict at this time the impact of the investigation on the Corporation or its subsidiaries, or when or on what basis the investigation will be resolved. The Corporation is cooperating fully with the investigation.

Popular / 2004 / Annual Report	[P38]

Glossary of Selected Financial Terms

Allowance for Loan Losses - The reserve established to cover credit losses inherent in loans held-in-portfolio.

Basis Point - Equals to one-hundredth of one percent. Used to express changes or differences in interest yields and rates.

Book Value Per Common Share - Total common shareholders’ equity divided by the total number of common shares outstanding.

Common Shares Outstanding - Total number of shares of common stock issued less common shares held in treasury.

Core Deposits - A deposit category that includes all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000. These deposits are considered a stable source of funds.

Derivative - A contractual agreement between two parties to exchange cash or other assets in response to changes in an external factor, such as an interest rate or a foreign exchange rate.

Dividend Payout Ratio - Dividends paid on common shares divided by net income applicable to shares of common stock.

Earning Assets - Assets that earn interest, such as loans, investment securities, money market investments and trading account securities.

Earnings per Common Share - Net income less dividends on preferred stock of the Corporation, divided by the average number of common shares outstanding during the periods presented.

Effective Tax Rate - Income tax expense divided by income before taxes.

Efficiency Ratio - Non-interest expense divided by net interest income plus recurring non-interest income.

Gap - The difference that exists at a specific period of time between the maturities or repricing terms of interest-sensitive assets and interest-sensitive liabilities.

Goodwill - The excess of the purchase price of net assets over the fair value of net assets acquired in a business combination.

Interest-Sensitive Assets / Liabilities - Interest-earning assets /liabilities for which interest rates are adjustable within a specified time period due to maturity or contractual arrangements.

Net Charge-Offs - The amount of loans written-off as uncollectible, net of the recovery of loans previously written-off.

Net Income Applicable to Common Stock - Net income less dividends paid on the Corporation’s preferred stock.

Net Income Per Common Share - Basic - Net income divided by the number of weighted-average common shares outstanding.

Net Income Per Common Share - Diluted - Net income divided by the sum of weighted-average common shares outstanding plus the effect of common stock equivalents that have the potential to be converted into common shares.

Net Interest Income -The difference between the revenue generated on earning assets, less the interest cost of funding those assets.

Net Interest Margin - Net interest income on a fully taxable equivalent basis divided by total average earning assets.

Net Interest Spread - Difference between the average yield on earning assets and the average rate paid on interest bearing liabilities, and the contribution of non-interest bearing funds supporting earning assets (primarily demand deposits and stockholders’ equity).

Non-Interest Income - Includes service charges on deposit accounts, other service fees, gains or losses on sale of securities, trading account profit or loss, gains or losses on sale of loans and other operating income.

Non-Performing Assets - Includes loans on which the accrual of interest income has been discontinued due to default on interest and/or principal payments or other factors indicative of doubtful collection, loans for which the interest rates or terms of repayment have been renegotiated, and real estate which has been acquired through foreclosure.

Operating Income - Represents non-interest income, excluding gains or losses on sale of securities and trading account profit or loss.

Provision For Loan Losses - The periodic expense needed to maintain the level of the allowance for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends, and taking into account loan impairment and net charge-offs.

Return on Assets - Net income as a percent of average total assets.

Return on Equity - Net income applicable to common stock as a percent of average common stockholders’ equity.

Servicing Right - A contractual agreement to provide certain billing, bookkeeping and collection services with respect to a pool of loans.

Tangible Equity - Consists of stockholders’ equity less intangible assets.

Tier 1 Leverage Ratio - Tier 1 Risk-Based Capital divided by average adjusted quarterly total assets. Average adjusted quarterly assets are adjusted to exclude non-qualifying intangible assets.

[P39]

Tier 1 Risk-Based Capital - Consists of common stockholders’equity (including the related surplus, retained earnings and capital reserves), qualifying noncumulative perpetual preferred stock, qualifying trust preferred securities and minority interest in the equity accounts of consolidated subsidiaries, less goodwill and other disallowed intangible assets, disallowed portion of deferred tax assets and the deduction for nonfinancial equity investments.

Total Risk-Adjusted Assets - The sum of assets and credit equivalent off-balance sheet amounts that have been adjusted according to assigned regulatory risk weights, excluding the non-qualifying portion of allowance for loan and lease losses, goodwill and other intangible assets.

Total Risk-Based Capital - Consists of Tier 1 Capital plus the allowance for loan losses, qualifying subordinated debt and the allowed portion of the net unrealized gains on available-for-sale equity securities.

Treasury Stock - Common stock repurchased and held by the issuing corporation for possible future issuance.

Popular / 2004 / Annual Report	[P40]

Statistical Summary 2000-2004
Statements of Condition

	As of December 31,
(In thousands)	2004	2003	2002	2001	2000

Assets
Cash and due from banks	$716,459	$688,090	$652,556	$606,142	$726,051

Money market investments:
Federal funds sold and securities purchased under agreements to resell	879,321	764,780	1,091,435	820,332	1,057,320
Time deposits with other banks	319	8,046	3,057	3,056	10,908
Bankers’ acceptances	—	67	154	402	390

	879,640	772,893	1,094,646	823,790	1,068,618

Trading securities, at market value	385,139	605,119	510,346	270,186	153,073
Investment securities available-for-sale, at market value	11,162,145	10,051,579	10,310,656	9,091,933	8,605,401
Investment securities held-to-maturity, at amortized cost	340,850	186,821	180,751	592,360	264,731
Other investment securities, at lower of cost or realizable value	302,440	233,144	221,247	192,468	190,523
Loans held-for-sale, at lower of cost or market	750,728	271,592	1,092,927	939,488	823,901

Loans held-in-portfolio	28,253,923	22,613,879	18,775,847	17,556,029	15,580,379
Less -Unearned income	262,390	283,279	286,655	326,966	347,195
Allowance for loan losses	437,081	408,542	372,797	336,632	290,653

	27,554,452	21,922,058	18,116,395	16,892,431	14,942,531

Premises and equipment	545,681	485,452	461,177	405,705	405,772
Other real estate	59,717	53,898	39,399	31,533	23,518
Accrued income receivable	207,542	176,152	184,549	186,143	202,540
Other assets	1,046,374	769,037	578,091	496,855	368,797
Goodwill	411,308	191,490	182,965	177,842	212,756
Other intangible assets	39,101	27,390	34,647	37,800	68,839

	$44,401,576	$36,434,715	$33,660,352	$30,744,676	$28,057,051

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,173,268	$3,726,707	$3,367,385	$3,281,841	$3,109,885
Interest bearing	16,419,892	14,371,121	14,247,355	13,088,201	11,695,022

	20,593,160	18,097,828	17,614,740	16,370,042	14,804,907
Federal funds purchased and assets sold under agreements to repurchase	6,436,853	5,835,587	6,684,551	5,751,768	4,964,115
Other short-term borrowings	3,139,639	1,996,624	1,703,562	1,827,242	4,369,212
Notes payable	10,180,710	6,992,025	4,298,853	3,735,131	1,176,912
Subordinated notes	125,000	125,000	125,000	125,000	125,000
Preferred beneficial interest in Popular North America’s junior subordinated deferrable interest debentures guaranteed by the Corporation	—	—	144,000	149,080	150,000
Other liabilities	821,491	633,129	677,605	512,686	472,334

	41,296,853	33,680,193	31,248,311	28,470,949	26,062,480

Minority interest in consolidated subsidiaries	102	105	1,162	909	927

Stockholders’ equity:
Preferred stock	186,875	186,875	—	100,000	100,000
Common stock	1,680,096	837,566	834,799	832,498	830,356
Surplus	278,840	314,638	278,366	268,544	260,984
Retained earnings	1,129,793	1,601,851	1,300,437	1,057,724	865,082
Treasury stock — at cost	(206,437)	(205,527)	(205,210)	(66,136)	(66,214)
Accumulated other comprehensive income, net of tax	35,454	19,014	202,487	80,188	3,436

	3,104,621	2,754,417	2,410,879	2,272,818	1,993,644

	$44,401,576	$36,434,715	$33,660,352	$30,744,676	$28,057,051

[P41]

Statistical Summary 2000-2004
Statements of Income

	For the year ended December 31,
(In thousands, except per
common share information)	2004	2003	2002	2001	2000

Interest Income:
Loans	$1,751,150	$1,550,036	$1,528,903	$1,559,890	$1,586,832
Money market investments	25,660	25,881	32,505	47,610	62,356
Investment securities	413,492	422,295	445,925	473,344	486,198
Trading securities	25,963	36,026	16,464	15,018	14,771

Total interest income	2,216,265	2,034,238	2,023,797	2,095,862	2,150,157
Less - Interest expense	840,754	749,550	863,553	1,039,105	1,167,396

Net interest income	1,375,511	1,284,688	1,160,244	1,056,757	982,761
Provision for loan losses	178,657	195,939	205,570	213,250	194,640

Net interest income after provision for loan losses	1,196,854	1,088,749	954,674	843,507	788,121
Gain (loss) on sale of investment securities	15,254	71,094	(3,342)	27	11,201
Trading account (loss) profit	(159)	(10,214)	(804)	(1,781)	1,991
Gain on sale of loans	44,168	53,572	52,077	45,633	39,673
All other operating income	549,508	511,558	495,832	447,937	411,195

	1,805,625	1,714,759	1,498,437	1,335,323	1,252,181

Operating Expenses:
Personnel costs	571,018	526,444	488,741	425,142	394,176
All other operating expenses	599,994	586,639	540,261	501,067	482,257

	1,171,012	1,113,083	1,029,002	926,209	876,433

Income before tax, minority interest and cumulative effect of accounting change	634,613	601,676	469,435	409,114	375,748
Income tax	144,705	130,326	117,255	105,280	100,797
Net (gain) loss of minority interest	—	(435)	(248)	18	1,152

Income before cumulative effect of accounting change	489,908	470,915	351,932	303,852	276,103
Cumulative effect of accounting change, net of tax	—	—	—	686	—

Net Income	$489,908	$470,915	$351,932	$304,538	$276,103

Net Income Applicable to Common Stock	$477,995	$460,996	$349,422	$296,188	$267,753

Net Income per Common Share (basic and diluted) (before and after cumulative effect of accounting change)*	$1.79	$1.74	$1.31	$1.09	$0.99

Dividends Declared per Common Share	$0.62	$0.51	$0.40	$0.38	$0.32

*The average common shares used in the computation of basic earnings per common share were 266,302,105 for 2004; 265,481,840 for 2003; 267,830,164 for 2002; 272,476,576 for 2001and 271,814,952 for 2000. The average common shares used in the computation of diluted earnings per common share were 266,674,856 for 2004; 265,595,832 for 2003; 267,830,550 for 2002 and 272,476,938 for 2001. There were no dilutive common shares in 2000.

Popular / 2004 / Annual Report	[P42]

Statistical Summary 2003-2004
Quarterly Financial Data

	2004				2003
(In thousands, except per	Fourth	Third	Second	First	Fourth	Third	Second	First
common share information)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Summary of Operations
Interest income	$601,486	$563,767	$532,270	$518,742	$509,898	$509,399	$511,659	$503,282
Interest expense	245,584	215,575	191,567	188,028	183,310	180,100	181,964	204,176

Net interest income	355,902	348,192	340,703	330,714	326,588	329,299	329,695	299,106
Provision for loan losses	46,016	46,614	41,349	44,678	49,737	48,668	49,325	48,209
Operating income	157,602	143,753	157,952	134,369	141,757	137,043	143,992	142,338
Gain on sale of investment securities	1,819	—	402	13,033	696	39,109	29,875	1,414
Trading account profit (loss)	589	803	615	(2,166)	(435)	(4,599)	(4,243)	(937)
Non-interest expense	301,741	297,873	291,660	279,738	282,907	287,256	279,278	263,642

Income before tax and minority interest	168,155	148,261	166,663	151,534	135,962	164,928	170,716	130,070
Income tax	39,931	32,880	38,864	33,030	29,659	33,818	35,946	30,903
Net gain of minority interest	—	—	—	—	(10)	(184)	(163)	(78)

Net income	$128,224	$115,381	$127,799	$118,504	$106,293	$130,926	$134,607	$99,089

Net income applicable to common stock	$125,246	$112,402	$124,821	$115,526	$103,315	$127,947	$131,594	$98,140

Net income per common share*	$0.47	$0.42	$0.47	$0.43	$0.39	$0.48	$0.50	$0.37

Selected Average Balances (In millions)
Total assets	$43,190	$40,783	$38,660	$36,916	$35,816	$35,426	$34,279	$33,159
Loans	27,886	25,752	23,921	22,979	22,112	21,114	20,141	19,538
Interest earning assets	40,586	38,551	36,475	34,832	33,822	33,485	32,382	31,420
Deposits	20,745	19,588	19,041	18,246	17,948	17,824	17,811	17,527
Interest bearing liabilities	35,350	33,281	31,217	29,892	28,933	28,694	27,699	27,059

Selected Ratios
Return on assets	1.18%	1.13%	1.33%	1.29%	1.18%	1.47%	1.58%	1.21%
Return on equity	17.52	16.22	18.79	17.95	16.38	20.85	22.63	17.39

*Per common share data has been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend on July 8, 2004.

[P43]

Statistical Summary 2000-2004
Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*
(Dollars in thousands)	2004			2003
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest earning assets:
Money market investments	$835,139	$25,660	3.07%	$833,237	$25,881	3.11%

U.S. Treasury securities	550,997	26,600	4.83	472,114	24,615	5.21
Obligations of other U.S. Government agencies and corporations	6,720,329	322,854	4.80	6,451,157	356,008	5.52
Obligations of Puerto Rico, States and political subdivisions	255,244	13,504	5.29	201,505	13,570	6.73
Collateralized mortgage obligations and mortgage-backed securities	3,233,378	128,421	3.97	3,062,564	118,097	3.86
Other	402,112	15,406	3.83	407,105	16,267	4.00

Total investment securities	11,162,060	506,785	4.54	10,594,445	528,557	4.99

Trading account securities	480,890	27,387	5.70	623,632	37,887	6.08

Loans (net of unearned income)	25,143,559	1,765,290	7.02	20,730,041	1,562,083	7.54

Total interest earning assets/ Interest income	37,621,648	$2,325,122	6.18%	32,781,355	$2,154,408	6.57%

Total non-interest earning assets	2,277,127			1,893,406

Total assets	$39,898,775			$34,674,761

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW and money market accounts	$8,373,541	$92,026	1.10%	$7,741,007	$102,293	1.32%
Time deposits	7,117,062	238,325	3.35	6,521,861	240,598	3.69
Short-term borrowings	8,782,042	165,425	1.88	8,390,874	147,456	1.76
Notes payable	8,047,867	336,415	4.18	5,124,604	234,776	4.58
Subordinated notes	125,000	8,563	6.85	125,000	8,539	6.83
Preferred beneficial interest in junior subordinated deferrable interest debentures guaranteed by the Corporation				194,959	15,888	8.15

Total interest bearing liabilities/ Interest expense	32,445,512	840,754	2.59	28,098,305	749,550	2.67

Total non-interest bearing liabilities	4,550,126			4,031,343

Total liabilities	36,995,638			32,129,648

Stockholders’ equity	2,903,137			2,545,113

Total liabilities and stockholders’ equity	$39,898,775			$34,674,761

Net interest income on a taxable equivalent basis		$1,484,368			$1,404,858

Cost of funding earning assets			2.23%			2.29%

Net interest yield			3.95%			4.28%

Effect of the taxable equivalent adjustment		108,857			120,170

Net interest income per books		$1,375,511			$1,284,688

*Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis.

Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

Popular / 2004 / Annual Report	[P44]

2002			2001			2000
Average		Average	Average		Average	Average		Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

$1,012,357	$32,505	3.21%	$932,422	$47,610	5.11%	$932,886	$62,356	6.68%

467,517	34,055	7.28	748,337	51,637	6.90	1,762,129	115,801	6.57
5,971,610	354,035	5.93	4,750,786	349,750	7.36	3,958,406	288,214	7.28
188,883	11,911	6.31	131,797	8,416	6.39	126,768	8,398	6.62
3,021,564	119,887	3.97	2,060,685	115,333	5.60	1,838,016	107,959	5.87
439,800	19,028	4.33	478,043	25,114	5.25	260,143	24,236	9.32

10,089,374	538,916	5.34	8,169,648	550,250	6.74	7,945,462	544,608	6.85

363,963	16,961	4.66	266,877	15,358	5.75	213,131	15,624	7.33

18,729,220	1,539,032	8.22	17,045,257	1,567,382	9.20	15,801,887	1,597,116	10.11

30,194,914	$2,127,414	7.05%	26,414,204	$2,180,600	8.26%	24,893,366	$2,219,704	8.92%

1,627,476			1,542,903			1,676,389

$31,822,390			$27,957,107			$26,569,755

$7,277,387	$160,314	2.20%	$6,272,094	$180,863	2.88%	$5,924,690	$184,018	3.11%
6,480,501	272,101	4.20	6,247,150	337,018	5.39	5,548,509	345,355	6.22
7,787,011	185,343	2.38	7,136,358	329,648	4.62	7,781,030	508,029	6.53
4,132,811	224,800	5.44	2,393,642	170,172	7.11	1,618,517	108,572	6.71
125,000	8,536	6.83	125,000	8,527	6.82	125,000	8,545	6.84
145,254	12,459	8.58	150,000	12,877	8.58	150,000	12,877	8.58

25,947,964	863,553	3.33	22,324,244	1,039,105	4.65	21,147,746	1,167,396	5.52

3,724,040			3,536,329			3,537,484

29,672,004			25,860,573			24,685,230

2,150,386			2,096,534			1,884,525

$31,822,390			$27,957,107			$26,569,755

	$1,263,861			$1,141,495			$1,052,308

		2.86%			3.93%			4.69%

		4.19%			4.33%			4.23%

	103,617			84,738			69,547

	$1,160,244			$1,056,757			$982,761

[P45]

Management’s Report on Internal Control Over
Financial Reporting

To Our Stockholders:

The management of Popular, Inc. (the Corporation) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a — 15(f) and 15d — 15(f) under the Securities Exchange Act of 1934 and for our assessment of internal control over financial reporting. The Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). The Corporation’s internal control over financial reporting includes those policies and procedures that:

     (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation;

     (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and

     (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

We have excluded Quaker City Bank from our assessment of internal control over financial reporting as of December 31, 2004 because it was acquired by the Corporation in a purchase business combination during 2004. Quaker City Bank operates as a division of Banco Popular North America, a wholly-owned subsidiary of Popular, Inc. Quaker City Bank’s total assets and total revenues represent 4.7% and 1.2%, respectively, of the related financial statement amounts as of and for the year ended December 31, 2004.

Based on our assessment, management has concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2004 based on the criteria referred to above.

The Corporation’s independent registered public accounting firm has audited management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2004 as stated in their report which appears on page 47.

Richard L. Carrión Chairman of the Board, President and Chief Executive Officer	Jorge A. Junquera Senior Executive Vice President and Chief Financial Officer

Popular / 2004 / Annual Report	[P46]

Report of Independent Registered Public
Accounting Firm

To the Board of Directors and
Stockholders of Popular, Inc.:

We have completed an integrated audit of Popular, Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Corporation maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management’s assessment and our audit of Popular, Inc.’s internal control over financial reporting also included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). A company’s internal control over financial reporting

[P47]

includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Quaker City Bank from its assessment of internal control over financial reporting as of December 31, 2004 because it was acquired by the Corporation in a purchase business combination during 2004. We have also excluded Quaker City Bank from our audit of internal control over financial reporting. Quaker City Bank operates as a division of Banco Popular North America, a wholly-owned subsidiary of Popular, Inc. Quaker City Bank’s total assets and total revenues represent 4.7% and 1.2%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2004.

PRICEWATERHOUSECOOPERS LLP
San Juan, Puerto Rico
February 24, 2005

CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires December 1, 2006
Stamp 2008680 of the P.R.
Society of Certified Public
Accountants has been affixed
to the file copy of this report.

Popular / 2004 / Annual Report	[P48]

Consolidated Statements of Condition

	December 31,
(In thousands, except share information)	2004	2003
Assets
Cash and due from banks	$716,459	$688,090

Money market investments:
Federal funds sold and securities purchased under agreements to resell	879,321	764,780
Time deposits with other banks	319	8,046
Bankers’ acceptances	—	67

	879,640	772,893

Trading securities, at market value:
Pledged securities with creditors’ right to repledge	257,857	490,536
Other trading securities	127,282	114,583
Investment securities available-for-sale, at market value:
Pledged securities with creditors’ right to repledge	4,828,716	3,523,505
Other securities available-for-sale	6,333,429	6,528,074
Investment securities held-to-maturity, at amortized cost (market value 2004 - $344,899; 2003 - $188,074)	340,850	186,821
Other investment securities, at lower of cost or realizable value (fair value $308,489; 2003 - $238,162)	302,440	233,144
Loans held-for-sale, at lower of cost or market	750,728	271,592

Loans held-in-portfolio:
Loans held-in-portfolio pledged with creditors’ right to repledge	318,409	411,358
Other loans held-in-portfolio	27,935,514	22,202,521
Less — Unearned income	262,390	283,279
Allowance for loan losses	437,081	408,542

	27,554,452	21,922,058

Premises and equipment	545,681	485,452
Other real estate	59,717	53,898
Accrued income receivable	207,542	176,152
Other assets	1,046,374	769,037
Goodwill	411,308	191,490
Other intangible assets	39,101	27,390

	$44,401,576	$36,434,715

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,173,268	$3,726,707
Interest bearing	16,419,892	14,371,121

	20,593,160	18,097,828
Federal funds purchased and assets sold under agreements to repurchase	6,436,853	5,835,587
Other short-term borrowings	3,139,639	1,996,624
Notes payable	10,180,710	6,992,025
Subordinated notes	125,000	125,000
Other liabilities	821,491	633,129

	41,296,853	33,680,193

Commitments and contingencies (See Note 31)

Minority interest in consolidated subsidiaries	102	105

Stockholders’ Equity:
Preferred stock, $25 liquidation value; 30,000,000 shares authorized (2003 - 10,000,000); 7,475,000 issued and outstanding in both periods presented	186,875	186,875
Common stock, $6 par value; 470,000,000 shares authorized (2003 - 180,000,000); 280,016,007 shares issued (2003 - 139,594,296) and 266,582,103 shares outstanding (2003 - 132,891,946)	1,680,096	837,566
Surplus	278,840	314,638
Retained earnings	1,129,793	1,601,851
Accumulated other comprehensive income, net of tax of $6,780 (2003 - $2,913)	35,454	19,014
Treasury stock-at cost 13,433,904 shares (2003 - 6,702,350)	(206,437)	(205,527)

	3,104,621	2,754,417

	$44,401,576	$36,434,715

The accompanying notes are an integral part of the consolidated financial statements.

[P49]

Consolidated Statements of Income

	Year ended December 31,
(In thousands, except per share information)	2004	2003	2002
Interest Income:
Loans	$1,751,150	$1,550,036	$1,528,903
Money market investments	25,660	25,881	32,505
Investment securities	413,492	422,295	445,925
Trading securities	25,963	36,026	16,464

	2,216,265	2,034,238	2,023,797

Interest Expense:
Deposits	330,351	342,891	432,415
Short-term borrowings	165,425	147,456	185,343
Long-term debt	344,978	259,203	245,795

	840,754	749,550	863,553

Net interest income	1,375,511	1,284,688	1,160,244
Provision for loan losses	178,657	195,939	205,570

Net interest income after provision for loan losses	1,196,854	1,088,749	954,674
Service charges on deposit accounts	165,241	161,839	157,713
Other service fees	295,551	284,392	265,806
Gain (loss) on sale of investment securities	15,254	71,094	(3,342)
Trading account loss	(159)	(10,214)	(804)
Gain on sale of loans	44,168	53,572	52,077
Other operating income	88,716	65,327	72,313

	1,805,625	1,714,759	1,498,437

Operating Expenses:
Personnel costs:
Salaries	427,870	388,527	361,957
Profit sharing	22,082	20,647	22,235
Pension and other benefits	121,066	117,270	104,549

	571,018	526,444	488,741
Net occupancy expenses	89,821	83,630	78,503
Equipment expenses	108,823	104,821	99,099
Other taxes	40,260	37,904	37,144
Professional fees	95,084	82,325	84,660
Communications	60,965	58,038	53,892
Business promotion	75,708	73,277	61,451
Printing and supplies	17,938	19,111	19,918
Other operating expenses	103,551	119,689	96,490
Amortization of intangibles	7,844	7,844	9,104

	1,171,012	1,113,083	1,029,002

Income before income tax and minority interest	634,613	601,676	469,435
Income tax	144,705	130,326	117,255
Net gain of minority interest	—	(435)	(248)

Net Income	$489,908	$470,915	$351,932

Net Income Applicable to Common Stock	$477,995	$460,996	$349,422

Net Income per Common Share (basic and diluted)	$1.79	$1.74	$1.31

Dividends Declared per Common Share	$0.62	$0.51	$0.40

The accompanying notes are an integral part of the consolidated financial statements.

Popular / 2004 / Annual Report	[P50]

Consolidated Statements of Cash Flows

	Year ended December 31,
(In thousands)	2004	2003	2002
Cash Flows from Operating Activities:
Net income	$489,908	$470,915	$351,932

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	74,270	73,007	74,167
Provision for loan losses	178,657	195,939	205,570
Amortization of intangibles	7,844	7,844	9,104
Net (gain) loss on sale of investment securities	(15,254)	(71,094)	3,342
Net gain on disposition of premises and equipment	(15,804)	(3,369)	(1,765)
Net gain on sale of loans, excluding loans held-for-sale	(21,472)	(12,550)	(6,718)
Net amortization of premiums and accretion of discounts on investments	41,061	28,296	15,980
Net amortization of premiums and deferred loan origination fees and costs	118,087	73,264	48,236
Earnings from investments under the equity method	(8,271)	(5,294)	(6,128)
Stock options expense	3,223	1,490	957
Net (increase) decrease in loans held-for-sale	(543,892)	77,638	(153,439)
Net increase in trading securities	(137,209)	(138,811)	(240,160)
Net (increase) decrease in accrued income receivable	(24,214)	8,397	1,594
Net increase in other assets	(102,740)	(80,771)	(4,530)
Net increase (decrease) in interest payable	30,085	(1,602)	21,416
Net increase (decrease) in current and deferred taxes	23,914	(4,131)	(22,766)
Net increase in postretirement benefit obligation	5,679	7,391	7,479
Net increase (decrease) in other liabilities	39,068	(89,991)	96,401

Total adjustments	(346,968)	65,653	48,740

Net cash provided by operating activities	142,940	536,568	400,672

Cash Flows from Investing Activities:
Net (increase) decrease in money market investments	(106,548)	321,753	(265,080)
Purchases of investment securities:
Available-for-sale	(5,620,097)	(6,721,439)	(9,338,636)
Held-to-maturity	(1,347,588)	(667,127)	(26,588,518)
Other	(79,857)	(36,943)	(51,763)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	4,628,051	6,164,498	7,426,932
Held-to-maturity	1,085,175	661,555	27,000,127
Other	10,561	43,353	22,246
Proceeds from sales of investment securities available-for-sale	632,151	810,540	1,266,504
Net disbursements on loans	(1,297,588)	(900,093)	(1,371,182)
Proceeds from sale of loans	555,071	370,755	592,992
Acquisition of loan portfolios	(3,672,093)	(2,970,276)	(1,220,139)
Assets acquired, net of cash	(169,036)	(1,079)	(1,500)
Acquisition of premises and equipment	(146,472)	(109,664)	(143,724)
Proceeds from sale of premises and equipment	34,846	15,785	15,850

Net cash used in investing activities	(5,493,424)	(3,018,382)	(2,655,891)

Cash Flows from Financing Activities:
Net increase in deposits	1,330,903	476,307	1,271,967
Net increase (decrease) in federal funds purchased and assets sold under agreements to repurchase	577,612	(848,964)	932,783
Net increase (decrease) in other short-term borrowings	1,103,515	293,062	(123,680)
Net proceeds from notes payable and capital securities	2,519,766	2,533,203	558,642
Dividends paid	(168,927)	(134,603)	(108,003)
Proceeds from issuance of common stock	17,243	15,765	11,166
Proceeds from issuance of preferred stock	—	183,159	—
Redemption of preferred stock	—	—	(102,000)
Treasury stock acquired	(1,259)	(581)	(139,242)

Net cash provided by financing activities	5,378,853	2,517,348	2,301,633

Net increase in cash and due from banks	28,369	35,534	46,414
Cash and due from banks at beginning of period	688,090	652,556	606,142

Cash and due from banks at end of period	$716,459	$688,090	$652,556

The accompanying notes are an integral part of the consolidated financial statements.

[P51]

Consolidated Statements of Changes in Stockholders’
Equity

	Year ended December 31,
(In thousands except share information)	2004	2003	2002
Preferred Stock:
Balance at beginning of year	$186,875	—	$100,000
Issuance (redemption) of preferred stock	—	$186,875	(100,000)

Balance at end of year	186,875	186,875	—

Common Stock:
Balance at beginning of year	837,566	834,799	832,498
Common Stock issued under Dividend Reinvestment Plan	2,683	2,591	2,300
Transfer from retained earnings resulting from stock split	839,266	—	—
Options exercised	581	176	1

Balance at end of year	1,680,096	837,566	834,799

Surplus:
Balance at beginning of year	314,638	278,366	268,544
Common stock issued under Dividend Reinvestment Plan	12,810	12,326	8,857
Issuance cost of preferred stock	—	(3,716)	—
Options granted	2,703	1,235	957
Options exercised	1,689	927	8
Transfer (to) from retained earnings	(53,000)	25,500	—

Balance at end of year	278,840	314,638	278,366

Retained Earnings:
Balance at beginning of year	1,601,851	1,300,437	1,057,724
Net income	489,908	470,915	351,932
Cash dividends declared on common stock	(163,787)	(134,082)	(106,709)
Cash dividends declared on preferred stock	(11,913)	(9,919)	(510)
Redemption of preferred stock	—	—	(2,000)
Transfer to common stock resulting from stock split	(839,266)	—	—
Transfer from (to) surplus	53,000	(25,500)	—

Balance at end of year	1,129,793	1,601,851	1,300,437

Accumulated Other Comprehensive Income:
Balance at beginning of year	19,014	202,487	80,188
Other comprehensive income (loss), net of tax	16,440	(183,473)	122,299

Balance at end of year	35,454	19,014	202,487

Treasury Stock — At Cost:
Balance at beginning of year	(205,527)	(205,210)	(66,136)
Purchase of common stock	(1,259)	(581)	(139,242)
Reissuance of common stock	349	264	168

Balance at end of year	(206,437)	(205,527)	(205,210)

Total stockholders’ equity	$3,104,621	$2,754,417	$2,410,879

Disclosure of changes in number of shares:

	Year ended December 31,
	2004	2003	2002
Preferred Stock:
Balance at beginning of year	7,475,000	—	4,000,000
Issuance (redemption) of preferred stock	—	7,475,000	(4,000,000)

Balance at end of year	7,475,000	7,475,000	—

Common Stock — Issued:
Balance at beginning of year	139,594,296	139,133,156	138,749,647
Issued under the Dividend Reinvestment Plan	447,138	431,846	383,310
Stock split	139,877,770	—	—
Options exercised	96,803	29,294	199

Balance at end of year	280,016,007	139,594,296	139,133,156

Treasury stock	(13,433,904)	(6,702,350)	(6,694,109)

Common Stock — Outstanding	266,582,103	132,891,946	132,439,047

The accompanying notes are an integral part of the consolidated financial statements.

Popular / 2004 / Annual Report	[P52]

Consolidated Statements of Comprehensive Income

	Year ended December 31,
(In thousands)	2004	2003	2002
Net income	$489,908	$470,915	$351,932

Other comprehensive (loss) income, before tax:
Foreign currency translation adjustment	(11,033)	(22,261)	(780)
Unrealized holding gains (losses) arising during the period	40,985	(144,887)	151,929
Reclassification adjustment for gains (losses) included in net income	(12,738)	(67,465)	1,643
Net loss on cash flow hedges	(4,604)	(8,208)	(11,281)
Reclassification adjustment for losses included in net income	7,696	9,209	5,946
Cumulative effect of accounting change	—	—	—
Reclassification adjustment for gains included in net income	—	(18)	(6)

	20,306	(233,630)	147,451
Income tax (expense) benefit	(3,866)	50,157	(25,152)

Total other comprehensive income (loss), net of tax	16,440	(183,473)	122,299

Comprehensive income, net of tax	$506,348	$287,442	$474,231

Disclosure of accumulated other comprehensive income:

	Year ended December 31,
(In thousands)	2004	2003	2002
Foreign currency translation adjustment	($35,530)	($24,497)	($2,236)

Unrealized gains on securities	78,505	50,258	262,610
Tax effect	(7,198)	(4,464)	(54,985)

Net of tax amount	71,307	45,794	207,625

Unrealized losses on cash flow hedges	(1,107)	(4,199)	(5,200)
Tax effect	418	1,550	1,914

Net of tax amount	(689)	(2,649)	(3,286)

Cumulative effect of accounting change	366	366	384

Accumulated other comprehensive income	$35,454	$19,014	$202,487

The accompanying notes are an integral part of the consolidated financial statements.

[P53]

Notes to Consolidated Financial Statements

Popular / 2004 / Annual Report	[P54]

Note 1 — Nature of Operations and Summary of Significant Accounting Policies:

The accounting and financial reporting policies of Popular, Inc. and its subsidiaries (the Corporation) conform with accounting principles generally accepted in the United States of America and with prevailing practices within the financial services industry. The following is a description of the most significant of these policies:

Nature of operations

Popular, Inc. (the Corporation) is a financial holding company, which is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation is a full financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico (BPPR), as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, Banco Popular North America (BPNA). The Corporation’s finance subsidiary in the United States, Popular Financial Holdings, offers mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, and an asset acquisitions unit. Note 30 to the consolidated financial statements presents further information about the Corporation’s business segments.

Recent main acquisitions

On August 31, 2004, the Corporation, through its subsidiary BPNA, completed the acquisition of 100% of the outstanding common shares of Quaker City Bancorp, Inc., the holding company of Quaker City Bank (Quaker City), based in Whittier, California. As of that date, excluding the effect of purchase accounting entries, Quaker City had approximately $2.1 billion in assets, $1.5 billion in loans and $1.2 billion in deposits. The purchase price of $375 million consisted of $55 per share amounting to $345 million and $30 million to cash out outstanding options and to payout compensation agreements. The purchase price resulted in a premium that was allocated principally to a core deposits intangible for approximately $19 million and goodwill for approximately $216 million.

     The above acquisition was accounted for as a purchase and its results are included in the consolidated statement of income from the date of acquisition.

     In August 2004, the Corporation announced a definitive agreement to acquire 100% of the outstanding common shares of Kislak Financial Corporation and its wholly owned subdiary, Kislak National Bank, a Miami, Florida-based commercial bank. In January 2005, the Corporation, through BPNA, completed this acquisition. As of the end of 2004, excluding the effect of purchase accounting entries, Kislak had approximately $965 million in assets, $590 million in loans and $659 million in deposits. The purchase price was approximately $172 million in cash. Goodwill, subject to revision of purchase accounting entries and an independent valuation analysis of intangibles acquired, approximates $97 million based on the most recent available information.

Principles of consolidation

The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the consolidated statements of condition.

     Certain of the Corporation’s non-banking subsidiaries have fiscal years ending on November 30th. Accordingly, their financial information as of that date corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31st. There are no significant intervening events resulting from the difference in fiscal periods, which management believes may materially affect the financial position or results of operations of the Corporation for the years ended December 31, 2004, 2003 and 2002.

     Unconsolidated investments in which there is at least 20% ownership, are generally accounted for by the equity method, with earnings recorded in other operating income; those in which there is less than 20% ownership, are generally carried under the cost method of accounting, unless significant influence is exercised. Under the cost method, the Corporation recognizes income when dividends are received.

     There are currently no “variable interest entities” that would require consolidation under FIN No. 46 “Consolidation of Variable Interest Entities.” Variable interest entities include entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 requires an enterprise to consolidate a variable interest entity (as defined in FIN No. 46) if that enterprise has a variable interest (or combination of variable interests) that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected returns if they occur, or both.

     Statutory business trusts that are wholly-owned by the Corporation and are issuers of trust preferred securities are not consolidated in the Corporation’s consolidated financial statements in accordance with the provisions of FIN No. 46R.

[P55]

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock split

All references to the numbers of common shares and per share amounts in the financial statements and notes to the financial statements, except for the number of shares authorized in 2003 and the number of shares issued, outstanding and held in treasury at December 31, 2003 presented in the consolidated statements of condition, have been restated to reflect the two-for-one common stock split effected in the form of a dividend on July 8, 2004.

Investment securities

Investment securities are classified in four categories and accounted for as follows:

•	Debt securities that the Corporation has the intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred.

•	Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

•	Debt and equity securities not classified as either securities held-to-maturity or trading securities, and which have a readily available fair value, are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income. The specific identification method is used to determine realized gains and losses on securities available-for-sale, which are included in gains (losses) on sale of investment securities in the consolidated statements of income.

•	Investment in debt, equity or other securities that do not have readily available fair values, are classified as other investment securities in the consolidated statements of condition. These securities are stated at the lower of cost or realizable value. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock, is included in this category.

     The amortization of premiums is deducted and the accretion of discounts is added to net interest income based on a method which approximates the interest method over the outstanding period of the related securities. The cost of securities sold is determined by specific identification. Net realized gains or losses on sales of investment securities and unrealized loss valuation adjustments considered other than temporary, if any, on securities available-for-sale, held-to-maturity and other investment securities are determined using the specific identification method and are reported separately in the consolidated statements of income. Purchases and sales of securities are recognized on a trade-date basis.

Derivative financial instruments

The Corporation uses derivative financial instruments as part of its overall interest rate risk management strategy to minimize significant unplanned fluctuations in earnings and cash flows caused by interest rate volatility.

     When the Corporation enters into a derivative contract, the derivative instrument is designated as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded net of taxes in accumulated other comprehensive income and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income. The ineffective portions of cash flow hedges are immediately recognized in current earnings. For free-standing derivative instruments, changes in the fair values are reported in current period net income.

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

     Following the guidance in EITF Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments that are Subject to FASB Statement No. 133 and Not Held for Trading Purposes,” and from the AICPA SEC Regulations Committee meeting held on

Popular / 2004 / Annual Report	[P56]

September 16, 2003 and a separate meeting with the AICPA Insurance Expert Panel, the Corporation included as part of interest expense, $100,000, $7,477,000 and $20,085,000 in derivative losses, for the years ended December 31, 2004, 2003 and 2002, respectively. These net derivative losses represent unrealized gains and losses on derivatives not designated as hedges, but that were considered “economic hedges”. The derivative losses for 2003 and 2002 related mostly to the interest-rate swaps with a notional value of $500 million which were cancelled by the Corporation during the second quarter of 2003. SFAS No. 133 does not specify the income statement presentation of derivative gains and losses in the income statement. Prior to the guidance in EITF 03-11, the Corporation’s cash settlements (representing realized gains / losses) on the derivative contracts not designated as hedges were included as part of interest expense, while the mark-to-market adjustment of such derivative contracts (representing unrealized gains / losses) was included in non-interest income.

Loans held-for-sale

Loans held-for-sale are stated at the lower of cost or market, cost being determined based on the outstanding loan balance less unearned income, and fair market value determined on an aggregate basis according to secondary market prices. The amount, by which cost exceeds market value, if any, is accounted for as a valuation allowance with changes therein included in the determination of net income for the period in which the change occurs.

Loans

Loans are stated at the outstanding balance less unearned income, allowance for loan losses, and any net deferred loan origination fees/costs. Fees collected and costs incurred in the origination of new loans are deferred and amortized using the interest method over the term of the loan as an adjustment to interest yield.

     Nonaccrual loans are those loans on which the accrual of interest is discontinued. Recognition of interest income on commercial, construction loans, lease financing, conventional mortgage loans and closed-end consumer loans is discontinued when loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. Income is generally recognized on open-end (revolving credit) consumer loans until the loans are charged-off. The Corporation adopted the standard industry practice for commercial loans of ceasing the accrual of interest at 90 days or more instead of 60 days or more, its prior policy, effective for the quarter ended March 31, 2004. Closed-end consumer loans and leases are charged-off when 120 days in arrears. In the case of the Corporation’s non-bank consumer and mortgage lending subsidiaries, however, closed-end consumer loans are charged-off when payments are 180 days delinquent. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears.

Lease financing

The Corporation leases passenger and commercial vehicles and equipment to individual and corporate customers. The finance method of accounting is used to recognize revenue on lease contracts that meet the criteria specified in SFAS No. 13, “Accounting for Leases,” as amended. Aggregate rentals due over the term of the leases less unearned income are included in finance lease contracts receivable. Unearned income is amortized using a method which results in approximate level rates of return on the principal amounts outstanding. Finance lease origination fees and costs are deferred and amortized over the average life of the portfolio as an adjustment to the yield.

     Revenue for other leases is recognized as it becomes due under the terms of the agreement.

Allowance for loan losses

The Corporation follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses to provide for inherent losses in the loan portfolio. This methodology includes the consideration of factors such as current economic conditions, portfolio risk characteristics, prior loss experience and results of periodic credit reviews of individual loans. The provision for loan losses charged to current operations is based on such methodology. Loan losses are charged and recoveries are credited to the allowance for loan losses.

     The methodology used to establish the allowance for loan losses is based on SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” (as amended by SFAS No. 118) and SFAS No. 5 “Accounting for Contingencies.” Under SFAS No. 114, commercial loans over a predefined amount are identified for impairment evaluation on an individual basis. The Corporation considers a loan to be impaired when interest and/or principal is past due 90 days or more, or, when based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate; the observable market price of the loan; or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired loans is part of the Corporation’s overall allowance for loan losses. Meanwhile, SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. Under SFAS No. 5, the allowance for loan losses calculation for the Corporation is based on historical net charge-off experience by loan type and legal entity.

     Cash payments received on impaired loans are recorded in accordance with the contractual terms of the loan. The principal portion of the payment is used to reduce the principal balance of the loan, whereas the interest portion is recognized as interest income.

[P57]

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

     The transfer of financial assets in which the Corporation surrenders control over the assets, is accounted for as a sale to the extent that consideration other than beneficial interests is received in exchange. SFAS No. 140 “Accounting for Transfer and Servicing of Financial Assets and Liabilities — a Replacement of SFAS No. 125” sets forth the criteria that must be met for control over transferred assets to be considered to have been surrendered, which includes: (1) the assets must be isolated from the Corporation, (2) the transferee must obtain the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation cannot maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 criteria then the Corporation is prevented from derecognizing the transferred financial assets and the transaction is accounted for as a secured borrowing. For federal and Puerto Rico income tax purposes, the Corporation treats the transfers of loans which do not qualify as “true sales” under SFAS No. 140, as sales, recognizing a deferred tax asset on the transaction.

     Where the derecognition criteria are met and the transfer is accounted for as a sale, interests in the assets sold may be retained in the form of interest-only strips and servicing rights. Gains or losses on sale depend in part on the previous carrying amount of the loans involved in the transfer which is allocated between the loans sold and the retained interests, based on their relative fair value at the date of the sale.

     The Corporation sells mortgage loans to the Government National Mortgage Association (GNMA) in the normal course of business and retains the servicing rights. The GNMA programs under which the loans are sold allow the Corporation to repurchase individual delinquent loans that meet certain criteria. At the Corporation’s option, and without GNMA’s prior authorization, the Corporation may repurchase the delinquent loan for an amount equal to 100% of the remaining principal balance of the loan. Under SFAS No. 140, once the Corporation has the unconditional ability to repurchase the delinquent loan, the Corporation is deemed to have regained effective control over the loan and recognizes the loan on its balance sheet as well as an offsetting liability, regardless of the Corporation’s intent to repurchase the loan.

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

     To estimate the fair value of servicing assets the Corporation considers prices for similar assets and the present value of expected future cash flows associated with the servicing assets calculated using assumptions that market participants would use in estimating future servicing income and expense, including discount rates, anticipated prepayment and credit loss rates. For purposes of evaluating and measuring impairment of capitalized servicing assets, the Corporation stratifies such assets based on predominant risk characteristics of underlying loans, such as loan type, rate and term. The amount of impairment recognized, if any, is the amount by which the capitalized servicing assets per stratum exceed their estimated fair value. Temporary impairment is recognized through a valuation allowance with changes included in net income for the period in which the change occurs. If it is later determined that all or a portion of the temporary impairment no longer exists for a particular tranche, the valuation allowance is reduced through a recovery of income.

     Servicing rights are also reviewed for other-than-temporary impairment. When the recoverability of an impaired servicing asset is determined to be remote, the unrecoverable portion of the valuation allowance is applied as a direct write-down to the carrying value of the servicing rights, precluding subsequent recoveries.

Interest-only securities

In past years, the Corporation sold residential mortgage loans to qualifying special-purpose entities (QSPEs), which in turn issued asset-backed securities to investors. The Corporation retained an interest in the loans sold in the form of a residual or interest-only security. The residual or interest-only security represents the present value of future excess cash flows resulting from the difference between the interest received from the obligors on the loans and the interest paid to the investors on the asset-backed securities, net of credit losses, servicing fees and other expenses. The assets and liabilities of the QSPEs are not included in the Corporation’s

Popular / 2004 / Annual Report	[P58]

consolidated statements of condition, except for the retained interests previously described. In the normal course of business the Corporation also acquires interest-only securities in the secondary market. The interest-only securities are classified as available-for-sale securities and are measured at fair value. Factors considered in the valuation model for calculating the fair value of these subordinated interests are market discount rates, anticipated prepayment and loss rates on the underlying assets. The interest-only securities are subject to other-than-temporary impairment evaluations on a quarterly basis.

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

     In the event of an asset retirement, the Corporation recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

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

Goodwill and other intangible assets

Other identifiable intangible assets with a finite useful life, mainly core deposits and customer relationships, are amortized using various methods over the periods benefited, which range from 4 to 15 years.

     Goodwill and other identifiable intangibles that have been determined to have an indefinite useful life are not amortized, but are subject to periodic test for impairment.

     The Corporation annually tests goodwill for impairment using a two-step process. The first step identifies if potential impairment exists, while the second step measures the amount of impairment, if any, based on fair value. Other intangible assets deemed to have an indefinite life are tested for impairment using a one-step process which compares the fair value with the carrying amount of the asset.

     The Corporation performed the impairment tests during 2003 and 2004, and determined that there were no impairment losses to be recognized in those periods.

     For further disclosures required by SFAS No. 142, refer to Note 10 to the consolidated financial statements.

Bank Owned Life Insurance

Bank owned life insurance represents life insurance on the lives of certain employees who have provided positive consent allowing the Corporation to be the beneficiary of the policy. Bank owned life insurance policies are carried at their cash surrender value. The Corporation recognizes income from the periodic increases in the cash surrender value of the policy, as well as insurance proceeds received, which are recorded as other operating income, and are not subject to income taxes.

Assets sold/purchased under agreements to repurchase/resell

Repurchase and resell agreements are treated as collateralized financing transactions and are carried at the amounts at which the assets will be subsequently reacquired or resold as specified in the respective agreements.

     It is the Corporation’s policy to take possession of securities purchased under resells agreements. However, the counterparties to such agreements maintain effective control over such securities, and accordingly those are not reflected in the Corporation’s consolidated statements of condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral where deemed appropriate.

     It is the Corporation’s policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statements of condition.

Guarantees, including indirect guarantees of indebtness of others

The Corporation as a guarantor recognizes at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

Treasury stock

Treasury stock is recorded at cost and is carried as a reduction of stockholders’ equity in the consolidated statements of condition. At the date of retirement or subsequent reissue, the treasury stock

[P59]

account is reduced by the cost of such stock. The difference between the consideration received upon issuance and the specific cost is charged or credited to surplus.

Income and expense recognition — Processing business

Revenue from information processing and other services is recognized at the time services are rendered. Rental and maintenance service revenue is recognized ratably over the corresponding contractual periods. Revenue from software and hardware sales is recognized at the time software and equipment is installed or delivered depending on the contractual requirements to the Corporation. Revenue from contracts to create data processing centers and the related cost is recognized as project phases are completed and accepted. Operating expenses are recognized as incurred. Project expenses are deferred and recognized when the related income is earned.

Income Recognition — Insurance agency business

Commissions and fees are recorded when billed. Contingent commissions are recorded on the accrual basis when the amount to be received is notified by the insurance company. Commission income from advance business is deferred. An allowance is created for expected adjustments to commissions earned relating to policy cancellations.

Foreign exchange

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange at the end of the period. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in accumulated other comprehensive income, except for highly inflationary environments in which the effects are included in other operating income, as described below.

     The Corporation conducts business in certain Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds interests in Consorcio de Tarjetas Dominicanas, S.A. (CONTADO) and Centro Financiero BHD, S.A. in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency. At December 31, 2004, the Corporation had approximately $35,530,000 in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive income.

     The Corporation had been monitoring the inflation levels in the Dominican Republic to evaluate whether it met the “highly inflationary economy” test prescribed by SFAS No. 52 “Foreign Currency Translation.” Such statement defines highly inflationary as a “cumulative inflation of approximately 100 percent or more over a 3-year period.” The cumulative inflation in the Dominican Republic for the 36 months ended June 30, 2004 exceeded the 100 percent threshold. In accordance with the provisions of SFAS No. 52, the financial statements of a foreign entity in a highly inflationary economy shall be remeasured as if the functional currency were the reporting currency. Accordingly, the Corporation’s interests in the Dominican Republic were remeasured into the U.S. dollar. During 2004, approximately $1,825,000 in remeasurement gains on the investments held by the Corporation in the Dominican Republic were reflected in other operating income instead of accumulated other comprehensive income. These remeasurement gains / losses will continue to be reflected in earnings until the economy is no longer highly inflationary. The unfavorable cumulative translation adjustment associated with these interests at the reporting date in which the economy became highly inflationary approximated $31,787,000.

Income taxes

The Corporation recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation’s financial statements or tax returns. Deferred income tax assets and liabilities are determined for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The computation is based on enacted tax laws and rates applicable to periods in which the temporary differences are expected to be recovered or settled. A deferred tax valuation allowance is established if it is considered more likely than not that all or a portion of the deferred tax assets will not be realized.

Employees’ retirement and other postretirement benefit plans

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

Popular / 2004 / Annual Report	[P60]

Stock-based compensation

The Corporation accounts for stock options based on the fair value method of recording stock awards under SFAS No. 123 “Accounting for Stock-Based Compensation.” All stock option grants are expensed over the stock option vesting period based on their fair value at the date the options are granted.

     Compensation expense for restricted stock awards is recognized ratably over the vesting period, which extends up to each participant attaining 55 years of age. The Corporation begins recognizing the deferred compensation based on the performance of the year under evaluation based on established goals and eligible salaries. Subject to the attainment of the established performance goals, shares of restricted stock are awarded based upon the fair value of the stock on the date of grant.

Comprehensive income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. The presentation of comprehensive income is included in separate consolidated statements of comprehensive income.

Earnings per common share

Basic earnings per common share are computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares of the Corporation outstanding during the year. Diluted earnings per common share take into consideration the weighted average common shares adjusted for the effect of stock options and restricted stock, using the treasury stock method.

Statement of cash flows

For purposes of reporting cash flows, cash includes cash on hand and amounts due from banks.

Reclassifications

Certain reclassifications have been made to the 2003 and 2002 consolidated financial statements to conform with the 2004 presentation.

Recently issued accounting pronouncements and interpretations

SFAS No. 123-R “Share-Based Payments"

In December 2004, the FASB issued a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” SFAS No. 123-R, “Share-Based Payments.” SFAS No. 123-R focuses primarily on transactions in which an entity exchanges its equity instruments for employee services and generally establishes standards for the accounting for transactions in which an entity obtains goods or services in share-based payment transactions. SFAS No. 123-R requires companies to (1) use fair value to measure stock-based compensation awards and (2) cease using the “intrinsic value” method of accounting, which APB 25 allowed and resulted in no expense for many awards of stock options for which the exercise price of the option equaled the price of the underlying stock at the grant date. In addition, SFAS No. 123-R retains the modified grant date model from SFAS No. 123. Under that model, compensation cost is measured at the grant date fair value of the award and adjusted to reflect actual forfeitures and the outcome of certain conditions. The fair value of an award is not remeasured after its initial estimation on the grant date, except in the case of a liability award or if the award is modified, based on specific criteria included in SFAS No. 123-R. This Statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. Management is currently evaluating the effect of adoption of SFAS No. 123-R, but does not expect the adoption to have a material effect on the Corporation’s financial condition, results of operations or cash flows due to the fact that in 2002, the Corporation voluntarily adopted the fair value recognition method under SFAS No. 123.

SFAS No. 153 “Exchanges of Nonmonetary Assets”

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The entity’s future cash flows are expected to significantly change if either of the following criteria is met: a) the configuration (risk, timing, and amount) of the future cash flows of the asset(s) received differs significantly from the configuration of the future cash flows of the asset(s) transferred. b) the entity-specific value of the asset(s) received differs from the entity-specific value of the asset(s) transferred, and the difference is significant in relation to the fair values of the assets exchanged. A qualitative assessment will, in some cases, be conclusive in determining that the estimated cash flows of the entity are expected to significantly change as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have a material impact on the Corporation’s financial condition, results of operations, or cashflows.

[P61]

Issue 03-1 “Meaning of Other Than Temporary Impairment"

In March 2004, the Emerging Issues Task Force reached a consensus on EITF Issue 03-1, “Meaning of Other Than Temporary Impairment” (Issue 03-1). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and cost method investments. The basic model developed by the Task Force in evaluating whether an investment within the scope of Issue 03-1 is other-than-temporarily impaired is as follows: Step 1: Determine whether the investment is impaired. An investment is impaired if its fair value is less than its cost. Step 2: Evaluate whether the impairment is other-than-temporary. Step 3: If the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value. The three-step model used to determine other-than-temporary impairments was required to be applied prospectively to all current and future investments in interim or annual reporting periods beginning after June 15, 2004.

     On September 15, 2004, the FASB issued proposed FSP EITF Issue 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1” (Issue 03-1-a) to address the application of Issue 03-1 to debt securities that are impaired solely because of interest-rates and / or sector-spread increases and that are analyzed for impairment under paragraph 16 of Issue 03-1. On September 30, 2004, the FASB issued FSP EITF Issue 03-1-1, “Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1,” (Issue 03-1-1) which delayed the effective date of paragraphs 10-20 of Issue 03-1. Paragraphs 10-20 of Issue 03-1 give guidance on how to evaluate and recognize an impairment loss that is other than temporary (i.e., steps 2 and 3 of the impairment model). Issue 03-1-1 expands the scope of the deferral to include all securities covered by Issue 03-1. The delay of the effective date for paragraphs 10-20 of Issue 03-1 will be superseded concurrent with the final issuance of Issue 03-1-a.

     The Corporation is currently evaluating the effects that this proposed statement may have on its financial condition and results of operations.

FASB Staff Position No. FAS 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”

On December 8, 2003, The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law, authorizing Medicare to provide prescription drug benefits to retirees. To encourage employers to retain or provide postretirement drug benefits for their Medicare-eligible retirees, the federal government will begin in 2006 to make subsidy payments to employers that sponsor postretirement benefit plans under which retirees receive prescription drug benefits that are “actuarially equivalent” to the prescription drug benefits provided under Medicare. FASB Staff Position (FSP) No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the FSP 106-2), was issued on May 19, 2004. This FSP supersedes FSP No. FAS 106-1 of the same title issued in January 2004. The FSP 106-2 provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers whose prescription drug benefits are actuarially equivalent to the drug benefit under Medicare Part D. It also contains basic guidance on related income tax accounting, and complex rules for transition that permit various alternative prospective and retroactive transition approaches.

     Management has concluded that benefits provided under the Corporation’s plan meet the “actuarially equivalent” standard set forth in the Medicare Act. As permitted, Popular, Inc. elected to adopt the provisions of FSP 106-2 on a prospective basis in the third quarter of 2004 with remeasurement as of July 1, 2004. Refer to Note 22, Employee benefits, for disclosures on effects of the subsidy in the measurement of the net periodic postretirement benefit costs and the accumulated postretirement benefit obligation.

SAB 105 “Application of Accounting Principles to Loan Commitments”

On March 9, 2004, the SEC issued Staff Accounting Bulletin 105, “Application of Accounting Principles to Loan Commitments,” (SAB 105) stating that the fair value of recorded loan commitments is to be accounted for as a derivative instrument under SFAS No. 133, but the valuation of such commitment should not consider the expected future cash flows related to servicing of the future loan. The provisions of SAB 105 were adopted by the Corporation for transactions entered into after March 31, 2004. The adoption of SAB 105 did not have a material impact on the Corporation’s financial condition, results of operations or cashflows.

Statement of Position 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”

In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3). This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 does not apply to loans originated by the entity. SOP 03-3 limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation

Popular / 2004 / Annual Report	[P62]

allowance. SOP 03-3 prohibits investors from displaying accretable securities, yield and nonaccretable difference in the balance sheet. Subsequent substantially increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over held by the Corporation its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment.

     SOP 03-3 prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this statement. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. SOP 03-3 is effective for loans underlying securities for acquired in fiscal years beginning after December 15, 2004. Early adoption is encouraged. The Corporation elected to adopt SOP 03- 3 for the year ending December 31, 2005. The Corporation does not anticipate that the adoption of SOP 03-3 will have a material impact on its financial condition or results of operations.

Note 2 — Restrictions on cash and due from banks and highly liquid securities:

The Corporation’s subsidiary banks are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank or with a correspondent bank. The amount of those required average reserve balances was approximately $595,053,000 at December 31, 2004 (2003 — $496,979,000). Cash and due from banks as well as other short-term, highly liquid securities are used to cover the required average reserve balances.

     In compliance with rules and regulations of the Securities and Exchange Commission, at December 31, 2004, the Corporation had securities with a market value of $899,000 segregated in a special reserve bank account for the benefit of brokerage customers of its broker-dealer subsidiary. These securities are classified in the consolidated statement of condition within the other trading securities category. At December 31, 2003, there were approximately $222,000 of cash funds held in segregation to meet this requirement.

     As required by the Puerto Rico International Banking Center Law, at December 31, 2004 and 2003, the Corporation maintained separately for its two international banking entities (IBEs), $600,000 in time deposits, equally split for the two IBEs, which were considered restricted assets.

Note 3 — Securities purchased under agreements to resell:

The securities purchased underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities.

The Corporation is permitted by contract to repledge the and has agreed to resell to the counterparties the same or similar securities at the maturity of the agreements.

     The fair value of the collateral securities on these transactions at December 31, was as follows:

(In thousands)	2004	2003
Repledged	$612,860	$707,797
Not repledged	46,927	33,935

Total	$659,787	$741,732

     The repledged securities were used as repurchase agreement transactions.

[P63]

Note 4 — Investment securities available-for-sale:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2004 and 2003 (2002 — only market value is presented) were as follows:

	2004
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average
	cost	gains	losses	value	yield
	(Dollars in thousands)
U.S. Treasury securities
Within 1 year	$39,926		$282	$39,644	1.85%
After 1 to 5 years	14,963		10	14,953	3.01
After 10 years	492,692		23,304	469,388	3.82

	547,581		23,596	523,985	3.65

Obligations of other U.S. Government agencies and corporations
Within 1 year	40,168		128	40,040	1.87
After 1 to 5 years	3,674,149	$9,557	16,723	3,666,983	3.35
After 5 to 10 years	3,162,158	18,194	15,140	3,165,212	4.26
After 10 years	6,187	445	4	6,628	5.73

	6,882,662	28,196	31,995	6,878,863	3.76

Obligations of P.R., States and political subdivisions
Within 1 year	3,851	6		3,857	4.57
After 1 to 5 years	29,362	1,077	129	30,310	5.38
After 5 to 10 years	17,063	798		17,861	5.09
After 10 years	78,624	2,735	1,429	79,930	5.69

	128,900	4,616	1,558	131,958	5.50

Collateralized mortgage obligations After 1 to 5 years	2,796	22		2,818	3.81
After 10 years	1,603,925	6,576	7,365	1,603,136	2.48

	1,606,721	6,598	7,365	1,605,954	2.48

Mortgage-backed securities
After 1 to 5 years	155,972	1,310	356	156,926	4.15
After 5 to 10 years	256,166	923	1,166	255,923	4.00
After 10 years	1,416,781	23,243	5,104	1,434,920	5.37

	1,828,919	25,476	6,626	1,847,769	5.07

Equity securities (without contractual maturity)	22,796	84,425	298	106,923	3.87

Other
After 1 to 5 years	1,470	69	33	1,506	0.08
After 5 to 10 years	4,741	625	132	5,234	0.08
After 10 years	59,484	549	80	59,953	6.87

	65,695	1,243	245	66,693	6.23

	$11,083,274	$150,554	$71,683	$11,162,145	3.82%

	2003					2002
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average	Market
	cost	gains	losses	value	value	value
	(Dollars in thousands)
U.S. Treasury securities
Within 1 year						$304,453
After 1 to 5 years	$54,862	$115		$54,977	1.59%	55,766
After 10 years	500,902		$32,855	468,047	3.82

	555,764	115	32,855	523,024	3.60	360,219

Obligations of other U.S. Government agencies and corporations
Within 1 year	609,614	8,048		617,662	3.32	152,530
After 1 to 5 years	2,073,990	24,705	3,413	2,095,282	3.79	3,484,418
After 5 to 10 years	3,549,232	5,390	50,767	3,503,855	3.96	2,321,505
After 10 years	50,000		270	49,730	2.09	359,705

	6,282,836	38,143	54,450	6,266,529	3.83	6,318,158

Obligations of P.R., States and political subdivisions
Within 1 year	1,095	24		1,119	6.40	6,591
After 1 to 5 years	18,061	1,108		19,169	5.96	24,986
After 5 to 10 years	29,804	1,748	4	31,548	5.37	27,660
After 10 years	79,971	3,184	1,799	81,356	5.68	24,668

	128,931	6,064	1,803	133,192	5.65	83,905

Collateralized mortgage obligations
After 1 to 5 years	5,869	118		5,987	4.50	13,305
After 5 to 10 years	4,526			4,526	8.52	22,621
After 10 years	1,805,854	6,509	8,651	1,803,712	2.43	2,147,883

	1,816,249	6,627	8,651	1,814,225	2.45	2,183,809

Mortgage-backed securities
Within 1 year						1
After 1 to 5 years	103,131	216	985	102,362	3.32	9,550
After 5 to 10 years	210,328	1,225	624	210,929	4.28	110,911
After 10 years	793,880	30,753	342	824,291	5.85	1,010,214

	1,107,339	32,194	1,951	1,137,582	5.32	1,130,676

Equity securities (without contractual maturity)	26,010	67,721	235	93,496	4.35	119,750

Other After 1 to 5 years	2,627	88	206	2,509	3.63	1,046
After 5 to 10 years	3,750	585	291	4,044	0.89	397
After 10 years	77,449	454	925	76,978	7.13	112,696

	83,826	1,127	1,422	83,531	6.74	114,139

	$10,000,955	$151,991	$101,367	$10,051,579	3.78%	$10,310,656

     The weighted average yield on investment securities available-for-sale is based on amortized cost, therefore it does not give effect to changes in fair value.

     Securities not due on a single contractual maturity date, such as mortgage-backed securities and collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations, mortgage-backed securities and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

Popular / 2004 / Annual Report	[P64]

     During 2004, the Corporation reassessed the appropriateness of the classification of certain mortgage-backed securities and transferred $351,000,000 from trading to available-for-sale securities based on management’s intention and business purpose. The securities were transferred into the available-for-sale category at fair value.

     The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 2004, by contractual maturity are shown below:

(In thousands)	Amortized cost	Market value
Within 1 year	$83,945	$83,541
After 1 to 5 years	3,878,712	3,873,496
After 5 to 10 years	3,440,128	3,444,230
After 10 years	3,657,693	3,653,955

Total	$11,060,478	$11,055,222
Without contractual maturity	22,796	106,923

Total investment securities available-for-sale	$11,083,274	$11,162,145

     Proceeds from the sale of investment securities available-for- sale during 2004 were $632,151,000 (2003 - $810,540,000; 2002 - $1,266,504,000). Gross realized gains and losses on these securities during the year were $15,497,000 and $243,000, respectively (2003 - $71,290,000 and $196,000; 2002 - $3,717,000 and $7,059,000).

     The following table shows the Corporation’s gross unrealized losses and fair value of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 and 2003:

December 31, 2004

	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$54,889	$292	$54,597
Obligations of other U.S. Government agencies and corporations	3,371,503	19,038	3,352,465
Obligations of Puerto Rico, States and political subdivisions	10,957	129	10,828
Collateralized mortgage obligations	434,001	4,690	429,311
Mortgage-backed securities	921,534	6,581	914,953
Equity securities	300	298	2
Other	6,553	245	6,308

	$4,799,737	$31,273	$4,768,464

	12 months of more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$492,692	$23,304	$469,388
Obligations of other U.S. Government agencies and corporations	492,816	12,957	479,859
Obligations of Puerto Rico, States and political subdivisions	43,700	1,429	42,271
Collateralized mortgage obligations	136,923	2,675	134,248
Mortgage-backed securities	1,217	45	1,172

	$1,167,348	$40,410	$1,126,938

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$547,581	$23,596	$523,985
Obligations of other U.S. Government agencies and corporations	3,864,319	31,995	3,832,324
Obligations of Puerto Rico, States and political subdivisions	54,657	1,558	53,099
Collateralized mortgage obligations	570,924	7,365	563,559
Mortgage-backed securities	922,751	6,626	916,125
Equity securities	300	298	2
Other	6,553	245	6,308

	$5,967,085	$71,683	$5,895,402

December 31, 2003

	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$500,902	$32,855	$468,047
Obligations of other U.S. Government agencies and corporations	3,264,856	54,450	3,210,406
Obligations of Puerto Rico, States and political subdivisions	44,174	1,803	42,371
Collateralized mortgage obligations	803,585	8,651	794,934
Mortgage-backed securities	251,825	1,938	249,887
Equity securities	4,002	194	3,808
Other	14,017	1,419	12,598

	$4,883,361	$101,310	$4,782,051

	12 months of more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Mortgage-backed securities	$203	$13	$190
Equity securities	527	41	486
Other	1,003	3	1,000

	$1,733	$57	$1,676

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$500,902	$32,855	$468,047
Obligations of other U.S. Government agencies and corporations	3,264,856	54,450	3,210,406
Obligations of Puerto Rico, States and political subdivisions	44,174	1,803	42,371
Collateralized mortgage obligations	803,585	8,651	794,934
Mortgage-backed securities	252,028	1,951	250,077
Equity securities	4,529	235	4,294
Other	15,020	1,422	13,598

	$4,885,094	$101,367	$4,783,727

     The unrealized loss positions of available-for-sale securities at December 31, 2004 are primarily associated with U.S. Agency and Treasury obligations, and to a lesser extent, U.S. Agency-issued collateralized mortgage obligations, and mortgage-backed securities. The vast majority of these securities are rated the equivalent of AAA by the major rating agencies. The investmentportfolio is structured primarily with highly liquid securities which possess a large and efficient secondary market. Valuationsare performed at least on a quarterly basis using third party providers and dealer

[P65]

quotes. Management believes that the unrealized losses in the available-for-sale portfolio at December 31, 2004 are substantially related to market interest rate fluctuations and not to a deterioration in the creditworthiness of the issuers. Also, management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.

     The following table states the name of issuers, and the aggregate amortized cost and market value of the securities of such issuer (includes available-for-sale and held-to-maturity securities), when the aggregate amortized cost of such securities exceeds 10% of stockholders’ equity. This information excludes securities of the U.S. Government agencies and corporations. Investments in obligations issued by a state of the U.S. and its political subdivisions and agencies which are payable and secured by the same source of revenue or taxing authority, other than the U.S. Government, are considered securities of a single issuer.

	2004		2003
	Amortized	Market	Amortized	Market
(In thousands)	cost	Value	cost	Value

FNMA	$1,915,392	$1,931,026	$1,415,867	$1,434,296
FHLB	6,669,002	6,671,910	5,896,998	5,878,565
Freddie Mac	1,322,095	1,318,525	1,190,684	1,185,378

Note 5 — Investment securities held-to-maturity:

The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2004 and 2003 (2002 — only amortized cost is presented) were as follows:

	2004
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average
	cost	gains	losses	value	yield
	(Dollars in thousands)
Obligations of other U.S. Government agencies and corporations
Within 1 year	$176,954	$9	$1	$176,962	1.90%

Obligations of P.R., States and political subdivisions
Within 1 year	42,005	2		42,007	2.20
After 1 to 5 years	6,688	135	9	6,814	5.38
After 5 to 10 years	9,265	473		9,738	5.70
After 10 years	58,920	2,294	110	61,104	4.77

	116,878	2,904	119	119,663	3.95

Collateralized mortgage obligations
After 10 years	623		65	558	5.45

Other
Within 1 year	17,337	251		17,588	5.37
After 1 to 5 years	28,558	1,074	4	29,628	5.29
After 5 to 10 years	500			500	3.51

	46,395	1,325	4	47,716	5.30

	$340,850	$4,238	$189	$344,899	3.07%

	2003					2002
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average	Amortized
	cost	gains	losses	value	yield	cost
	(Dollars in thousands)
Obligations of other U.S. Government agencies and corporations
Within 1 year	$34,698		$1	$34,697	1.05%	$28,618

Obligations of P.R., States and political subdivisions
Within 1 year	15,656		1	15,655	0.87	24,047
After 1 to 5 years	6,577	$187	2	6,762	5.33	5,736
After 5 to 10 years	8,710	92	76	8,726	5.56	9,496
After 10 years	61,485	5	2,138	59,352	4.49	40,895

	92,428	284	2,217	90,495	4.04	80,174

Collateralized mortgage obligations
After 10 years	863		112	751	5.45	1,126

Other
Within 1 year	13,688	289		13,977	5.22	12,748
After 1 to 5 years	41,448	2,734		44,182	5.26	51,203
After 5 to 10 years	3,696	276		3,972	5.18	6,882

	58,832	3,299		62,131	5.25	70,833

	$186,821	$3,583	$2,330	$188,074	3.87%	$180,751

Popular / 2004 / Annual Report	[P66]

     Securities not due on a single contractual maturity date, such as mortgage-backed securities and collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations, mortgage-backed securities and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

     The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 2004, by contractual maturity are shown below:

(In thousands)	Amortized cost	Market value

Within 1 year	$236,296	$236,557
After 1 to 5 years	35,246	36,442
After 5 to 10 years	9,765	10,238
After 10 years	59,543	61,662

Total investment securities held-to-maturity	$340,850	$344,899

     The following table shows the Corporation’s gross unrealized losses and fair value of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 and 2003:

December 31, 2004

	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of other U.S. Government agencies and corporations	$21,983	$1	$21,982
Obligations of Puerto Rico, States and political subdivisions	1,078	9	1,069
Other	750	4	746

	$23,811	$14	$23,797

	12 months of more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$22,080	$110	$21,970
Collateralized mortgage obligations	623	65	558
Other	250	—	250

	$22,953	$175	$22,778

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of other U.S. Government agencies and corporations	$21,983	$1	$21,982
Obligations of Puerto Rico, States and political subdivisions	23,158	119	23,039
Collateralized mortgage obligations	623	65	558
Other	1,000	4	996

	$46,764	$189	$46,575

December 31, 2004

	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of other U.S. Government agencies and corporations	$34,698	$1	$34,697
Obligations of Puerto Rico, States and political subdivisions	66,220	2,216	64,004

	$100,918	$2,217	$98,701

	12 months of more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$221	$1	$220
Collateralized mortgage obligations	863	112	751

	$1,084	$113	$971

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of other U.S. Government agencies and corporations	$34,698	$1	$34,697
Obligations of Puerto Rico, States and political subdivisions	66,441	2,217	64,224
Collateralized mortgage obligations	863	112	751

	$102,002	$2,330	$99,672

     Management believes that the unrealized losses in the held-to-maturity portfolio at December 31, 2004 are substantially related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuers. Also, management has the intent and ability to hold these investments until maturity.

Note 6 — Pledged assets:

At December 31, 2004 and 2003, certain securities and loans were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available. The classification and carrying amount of pledged assets, which the secured parties are not permitted to sell or repledge the collateral at December 31, were as follows:

(In thousands)	2004	2003

Investment securities available-for-sale	$2,802,647	$2,431,198
Investment securities held-to-maturity	1,378	1,597
Loans	10,749,244	8,257,830

	$13,553,269	$10,690,625

     Pledged securities and loans that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of condition.

[P67]

Note 7 — Loans and allowance for loan losses:

The composition of loans held-in-portfolio at December 31, was as follows:

(In thousands)	2004	2003

Loans secured by real estate:
Insured or guaranteed by the U.S. Government or its agencies	$87,792	$62,411
Guaranteed by the Commonwealth of Puerto Rico	75,304	49,501
Commercial loans secured by real estate	3,069,337	1,801,176
Residential conventional mortgages	11,701,526	9,307,287
Construction and land development	515,851	395,959
Consumer	601,993	330,265

	16,051,803	11,946,599
Financial institutions	350	9,351
Commercial, industrial and agricultural	7,143,060	6,298,415
Lease financing	1,326,523	1,219,029
Consumer for household, credit cards and other consumer expenditures	3,528,787	3,037,521
Other	203,400	102,964

	$28,253,923	$22,613,879

     As of December 31, 2004, loans on which the accrual of interest income had been discontinued amounted to $554,017,000 (2003 -$557,026,000; 2002 - $499,856,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $49,120,000 (2003 - $45,541,000; 2002 -$35,820,000). Non-accruing loans as of December 31, 2004 include $32,010,000 (2003 - $36,350,000; 2002 - $40,019,000) in consumer loans.

     The recorded investment in loans that were considered impaired at December 31, and the related disclosures follow:

	December 31,
(In thousands)	2004	2003

Impaired loans with a related allowance	$69,172	$88,246
Impaired loans that do not require allowance	44,084	48,366

Total impaired loans	$113,256	$136,612

Allowance for impaired loans	$30,689	$44,033

Average balance of impaired loans during the year	$122,493	$159,795

Interest income recognized on impaired loans during the year	$2,967	$3,655

     The changes in the allowance for loan losses for the year ended December 31, were as follows:

(In thousands)	2004	2003	2002

Balance at beginning of year	$408,542	$372,797	$336,632
Net allowances acquired	27,185	13,697	2,327
Provision for loan losses	178,657	195,939	205,570
Recoveries	61,178	58,708	67,488
Loans charged-off	(238,481)	(232,599)	(239,220)

Balance at end of year	$437,081	$408,542	$372,797

     The components of the net financing leases receivable at December 31, were:

(In thousands)	2004	2003

Total minimum lease payments	$1,112,414	$1,024,251
Estimated residual value of leased property	210,461	190,885
Deferred origination costs	3,648	3,893
Less — Unearned financing income	(161,917)	(165,208)

Net minimum lease payments	1,164,606	1,053,821
Less — Allowance for loan losses	(28,666)	(29,802)

	$1,135,940	$1,024,019

     At December 31, 2004, future minimum lease payments are expected to be received as follows:

(In thousands)

2005	$332,967
2006	280,783
2007	227,787
2008	159,705
2009 and thereafter	111,172

$1,112,414

Note 8 — Related party transactions:

The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

		Executive
(In thousands)	Officers	Directors	Total

Balance at December 31, 2002	$5,676	$93,615	$99,291
New loans	3,095	59,876	62,971
Payments	(1,029)	(60,868)	(61,897)
Other changes	(9)	(6,710)	(6,719)

Balance at December 31, 2003	$7,733	$85,913	$93,646
New loans	2,895	18,227	21,122
Payments	(764)	(5,059)	(5,823)
Other changes	(3,845)	(12,984)	(16,829)

Balance at December 31, 2004	$6,019	$86,097	$92,116

Popular / 2004 / Annual Report	[P68]

     These loans have been consummated on terms no more favorable than those that would have been obtained if the transactions had been with unrelated parties and do not involve more than the normal risk of collectibility.

     The amounts reported as “other changes” include changes in the status of those who are considered related parties.

Note 9 — Premises and equipment:

Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

	Useful life
(In thousands)	in years	2004	2003

Land		$74,606	$69,641

Buildings	10-50	292,462	292,098
Equipment	1-15	600,568	536,413
Leasehold improvements	Various	93,106	87,737

		986,136	916,248
Less — Accumulated depreciation and amortization		607,747	557,620

		378,389	358,628

Construction in progress		92,686	57,183

		$545,681	$485,452

     Depreciation and amortization of premises and equipment for the year 2004 was $74,270,000 (2003 - $73,007,000; 2002 - $74,167,000) of which $21,224,000 (2003 - $20,214,000; 2002 - $19,674,000) was charged to occupancy expense and $53,046,000 (2003 - $52,793,000; 2002 - $54,493,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $19,396,000 (2003 - $15,398,000; 2002 - $12,423,000).

Note 10 — Goodwill and other intangible assets:

Goodwill and other indefinite-life intangible assets be tested for impairment at least annually using a two-step process at each reporting unit level. Refer to Note 30 for a discussion of the Corporation’s segment reporting. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired, thus the second step of the impairment test is unnecessary. If needed, the second step consists of comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The Corporation uses the expected present value of future cash flows and market price multiples of comparable companies to determine the fair value of each reporting unit. The cost of equity used to discount the cash flows was calculated using the Capital Asset Pricing Model.

     The Corporation completed the impairment tests during 2004 and 2003, and determined that there are no impairment losses to be recognized in those periods.

     The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2004 were as follows:

	2003
	Balance at			Balance at
	January 1,	Goodwill	Goodwill	December 31,
(In thousands)	2003	acquired	written-of	2003

P.R. Commercial Banking	$14,674	—	—	$14,674
P.R. Consumer and Retail Banking	30,698	$4,301	—	34,999
P.R. Other Financial Services	845	711	—	1,556
U.S. Financial Services	93,814		($228)	93,586
Popular Financial Holdings	5,658	3,212	—	8,870
Processing	37,276	529	—	37,805

Total Popular, Inc.	$182,965	$8,753	($228)	$191,490

	2004
	Balance at			Balance at
	January 1,	Goodwill	Goodwill	December 31,
(In thousands)	2004	acquired	written-of	2004

P.R. Commercial Banking	$14,674	—	—	$14,674
P.R. Consumer and Retail Banking	34,999	—	—	34,999
P.R. Other Financial Services	1,556	$1,766	—	3,322
U.S. Financial Services	93,586	216,123	—	309,709
Popular Financial Holdings	8,870	644	—	9,514
Processing	37,805	1,285	—	39,090

Total Popular, Inc.	$191,490	$219,818	—	$411,308

     Goodwill written-off during 2003 was related to the mobile units of Popular Cash Express sold during that year. The increase in goodwill during 2004 was mostly the result of the acquisition of Quaker City.

     At December 31, 2004, other than goodwill, the Corporation had $65,000 of identifiable intangibles with an indefinite useful life related to a trademark. There were no identifiable intangibles with an indefinite useful life at December 31, 2003 and 2002. The following table reflects the components of other intangible assets subject to amortization at December 31:

	2004		2003

	Gross	Accumulated	Gross	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization

Core deposits	$86,327	$50,376	$67,484	$43,474
Other customer relationships	726	59	550	5
Other intangibles	3,295	877	3,348	513

Total	$90,348	$51,312	$71,382	$43,992

[P69]

     The increase in core deposits intangibles was also related to the Quaker City acquisition. Partially offsetting this increase were certain core deposits intangibles that became fully amortized during 2004 and 2003, and as such, their gross amount and accumulated amortization were eliminated from the accounting records and the tabular disclosure presented above.

     During the year ended December 31, 2004, the Corporation recognized $7,844,000 in amortization expense related to other intangible assets with definite lives (2003 — $7,844,000; 2002 -$9,104,000).

     The following table presents the estimated aggregate amortization expense of the intangible assets with definite lives that the Corporation has at December 31, 2004, for each of the next five years:

(In thousands)

2005	$7,599
2006	7,395
2007	5,632
2008	3,978
2009	3,467

     No significant events or circumstances have occurred that would reduce the fair value of any reporting unit below its carrying amount.

Note 11 — Deposits:

Total interest bearing deposits at December 31, consisted of:

(In thousands)	2004	2003

Savings deposits:
Savings accounts	$5,572,372	$5,281,210
NOW and money market accounts	3,293,459	2,558,081

	8,865,831	7,839,291

Certificates of deposit:
Under $100,000	3,969,152	3,277,805
$100,000 and over	3,584,909	3,254,025

	7,554,061	6,531,830

	$16,419,892	$14,371,121

     A summary of certificates of deposit by maturity at December 31, 2004, follows:

(In thousands)

2005	$4,244,361
2006	1,360,121
2007	855,511
2008	414,033
2009	596,300
2010 and thereafter	83,735

$7,554,061

At December 31, 2004, the Corporation had brokered certificates of deposit amounting to $559,023,000 (2003 — $637,621,000).

Note 12 — Federal funds purchased and assets sold under agreements to repurchase:

The following table summarizes certain information on federal funds purchased and assets sold under agreements to repurchase at December 31:

(Dollars in thousands)	2004	2003	2002

Federal funds purchased	$619,792	$887,763	$834,338
Assets sold under agreements to repurchase	5,817,061	4,947,824	5,850,213

Total amount outstanding	$6,436,853	$5,835,587	$6,684,551

Maximum aggregate balance outstanding at any month-end	$7,315,058	$7,655,105	$7,104,223

Average monthly aggregate balance outstanding	$6,309,117	$6,454,110	$5,763,812

Weighted average interest rate:
For the year	2.07%	1.95%	2.62%
At December 31	2.57	1.70	2.36

     The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the amortized cost and approximate market value of the collateral (including accrued interest) as of December 31, 2004 and 2003. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held for trading purposes or which have been obtained under agreements to resell:

Popular / 2004 / Annual Report	[P70]

	2004
				Weighted
	Repurchase	Amortized cost	Market value	average
	liability	of collateral	of collateral	interest rate
	(Dollars in thousands)

U.S. Treasury securities
After 30 to 90 days	$435,852	$353,295	$441,390	2.27%
After 90 days	25,461	26,491	26,350	5.63

	461,313	379,786	467,740	2.45

Obligations of other U.S. Government agencies and corporations
Overnight	3,000	4,018	4,164	1.71
Within 30 days	1,195,792	1,199,532	1,217,740	2.17
After 30 to 90 days	794,256	808,046	807,741	2.38
After 90 days	906,648	915,764	938,250	2.37

	2,899,696	2,927,360	2,967,895	2.29

Mortgage — backed securities
Overnight	44,492	64,346	64,252	1.71
After 30 to 90 days	29,326	30,396	30,354	2.50
After 90 days	812,388	879,308	888,948	2.91

	886,206	974,050	983,554	2.84

Collateralized mortgage obligations
After 30 to 90 days	541	626	561	2.30
After 90 days	413,041	425,873	427,800	3.81

	413,582	426,499	428,361	3.81

Loans
Within 30 days	312,156	320,095	320,095	2.67

	$4,972,953	$5,027,790	$5,167,645	2.55%

	2003
				Weighted
	Repurchase	Amortized cost	Market value	average
	liability	of collateral	of collateral	interest rate
	(Dollars in thousands)

U.S. Treasury securities
After 30 to 90 days	$436,036	$353,276	$440,120	1.04%
After 90 days	25,461	26,513	26,568	5.64

	461,497	379,789	466,688	1.29

Obligations of other U.S. Government agencies and corporations
Overnight	25,500	26,943	27,010	1.24
Within 30 days	1,182,916	1,179,659	1,213,500	1.10
After 30 to 90 days	540,231	564,711	555,882	1.26
After 90 days	387,629	387,572	399,017	2.98

	2,136,276	2,158,885	2,195,409	1.48

Obligations of P.R., States and political subdivisions
Overnight	3,155	4,066	3,816	1.24

Mortgage — backed securities
Overnight	21,871	23,631	24,226	1.24
Within 30 days	41,720	42,041	44,338	1.11
After 90 days	195,799	235,049	248,391	3.39

	259,390	300,721	316,955	2.84

Collateralized mortgage obligations
After 30 to 90 days	760	868	755	1.35
After 90 days	546,888	563,149	563,277	2.79

	547,648	564,017	564,032	2.78

Loans
Within 30 days	403,283	413,586	413,258	1.54

	$3,811,249	$3,821,064	$3,960,158	1.74%

[P71]

Note 13 — Other short-term borrowings:

Other short-term borrowings as of December 31, consisted of:

(Dollars in thousands)	2004	2003

Advances with FHLB paying interest monthly at:
- fixed rates ranging from 1.43% to 2.38% (2003 - 0.96% to 1.22%)	$528,500	$675,000
- the 3-month LIBOR rate less 3 basis points (3-month LIBOR rate at December 31, 2004 was 2.56%)	100,000
Advances under credit facilities with other institutions at fixed rates ranging from 1.85% to 2.25%	172,640
Commercial paper at rates ranging from 1.59% to 2.28% (2003 - 1.05% to 1.70%)	165,213	85,001
Term notes paying interest quarterly at fixed rates ranging from 1.60% to 1.73% in 2003		120,660
Term notes paying interest monthly at a fixed rate of 1.00% in 2003		675
Term funds purchased at fixed rates ranging from 2.00% to 2.75% (2003 - 1.03% to 1.14%)	2,173,000	1,115,000
Others	286	288

	$3,139,639	$1,996,624

     The weighted average interest rate of other short-term borrowings at December 31, 2004 was 2.24% (2003 - 1.11%; 2002 - 1.71%). The maximum aggregate balance outstanding at any month-end was approximately $3,139,639,000 (2003 - $2,452,264,000; 2002 - $2,573,355,000). The average aggregate balance outstanding during the year was approximately $2,472,925,000 (2003 - $1,937,529,000; 2002 - $2,023,200,000). The weighted average interest rate during the year was 1.39% (2003 - 1.14%; 2002 - 1.69%).

     Note 15 presents additional information with respect to available credit facilities.

Note 14 — Notes payable and subordinated notes:

Notes payable outstanding at December 31, consisted of the following:

(Dollars in thousands)	2004	2003

Advances with FHLB:
- maturing from 2005 through 2028 and paying interest monthly at fixed rates ranging from 1.40% to 7.62% (2003 -1.52% to 7.62%)	$1,044,995	$426,237
- maturing in 2008 paying interest monthly at a floating rate of 0.75% over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2004 was 2.40%)	250,000
Term notes with maturities ranging from 2005 through 2009 paying interest semiannually at fixed rates ranging from 2.40% to 7.29% (2003 - 2.40% to 7.43%)	2,435,175	2,277,397
Term notes maturing in 2004 paying interest quarterly at a fixed rate of 1.70% in 2003		31,000
Term notes with maturities until 2006 paying interest quarterly at a floating rate of 0.45% (2003 - 0.45% to 0.92%) over the 3-month LIBOR rate (3-month LIBOR rate at December 31, 2004 was 2.56%; 2003 - 1.15%)	50,000	77,000
Term notes with maturities until 2030 paying interest monthly at fixed rates ranging from 3.00% to 6.00% (2003 - 6.50%)	3,100	925
Promissory notes maturing in 2005 with a floating interest rate of 92% of the 3-month LIBID rate (3-month LIBID rate at December 31, 2004 was 2.44%; 2003 - 1.06%)	150,000	150,000
Secured borrowings with maturities until 2014 paying interest monthly at fixed rates ranging from 2.48% to 7.12% (2003 - 2.41% to 7.12%)	2,804,383	1,694,974
Secured borrowings with maturities until 2014 paying interest monthly at rates ranging from 0.11% to 4.75% (2003 - 0.09% to 4.75%) over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2004 was 2.40%; 2003 - 1.12%)	2,555,614	1,841,472
Notes linked to the S&P 500 Index maturing in 2008	32,173	31,324
Junior subordinated deferrable interest debentures with maturities ranging from 2027 and 2034 with fixed interest rates ranging from 6.13% to 8.33%	849,672	457,919
Mortgage notes and other debt	5,598	3,777

	$10,180,710	$6,992,025

Subordinated notes at December 31, 2004 and 2003, consisted of $125,000,000 issued by the Corporation on December 12, 1995, maturing on December 15, 2005, with interest payable semiannually at 6.75%. The notes issued by the Corporation are unsecured obligations which are subordinated in right of payment to the prior payment in full of all present and future senior indebtedness of the Corporation. These notes do not provide for any sinking fund. The aggregate amounts of maturities of notes payable and subordinated notes were as follows:

Popular / 2004 / Annual Report	[P72]

	Notes	Subordinated
Year	payable	notes	Total
	(In thousands)
2005	$1,930,190	$125,000	$2,055,190
2006	2,250,745		2,250,745
2007	865,527		865,527
2008	2,006,115		2,006,115
2009	886,289		886,289
Later years	2,241,844		2,241,844

Total	$10,180,710	$125,000	$10,305,710

Note 15 — Unused lines of credit and other funding sources:

At December 31, 2004, the Corporation had borrowings facilities available with the FHLB whereby the Corporation could borrow up to approximately $2,013,655,000 based on the assets pledged with the FHLB at that date (2003 — $1,151,709,000). Refer to Notes 13 and 14 for the amounts of FHLB advances outstanding under these facilities at December 31, 2004 and 2003.

     The FHLB advances are collateralized by investment securities and mortgage loans, do not have restrictive covenants and do not have callable features. The maximum borrowing potential with the FHLB is dependent on certain restrictive computations determined by the FHLB and which are dependent on the amount and type of assets available for collateral, among the principal factors. The available lines of credit with the FHLB included in this note are based on the assets pledged as collateral with the FHLB as of the end of the years presented.

     BPPR and BPNA have established a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2004, BPPR and BPNA had a borrowing capacity at the discount window of approximately $2,514,000,000, which remained unused at the December 31, 2004 (2003 — $1,763,000,000). These facilities are collateralized sources of credit that are highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.

     At December 31, 2004, the Corporation and Popular North America had obtained a committed credit facility from a syndicate of institutions in the amount up to $450,000,000 (2003 - $340,000,000). The primary purpose of the facility is to serve as a back-up for the Corporation’s commercial paper program, but it can be utilized at any time for general liquidity purposes. The full amount of the facility was available at December 31, 2004 and 2003.

     To provide further liquidity, at December 31, 2004 and 2003, BPPR had a $1,000,000,000 bank note program available for future issuance. Under this program BPPR has the requisite agreements in place to issue and sell its bank notes to institutional investors. At December 31, 2004 and 2003, the full amount was available for issuance.

     In addition, at December 31, 2004 and 2003, the Corporation had an effective shelf registration with the Securities and Exchange Commission, which allows Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc. to issue medium-term notes, debt securities and preferred stock in an aggregate amount of up to $2,500,000,000. At December 31, 2004, the Corporation had available approximately $2,100,000,000 under this shelf registration. At December 31, 2003, the full amount was available for issuance. This shelf registration is intended to permit the Corporation to raise funds with a relatively short lead-time. At December 31, 2004, the Corporation was also authorized to issue up to $170,000,000 in transactions for trust preferred securities under an existing shelf registration statement filed with the SEC.

Note 16 — Trust preferred securities:

At December 31, 2004, the Corporation had established four trusts for the purpose of issuing trust preferred securities (the “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation. The sole assets of the trusts consisted of the junior subordinated debentures of the Corporation and the related accrued interest receivable. These trusts are not consolidated by the Corporation under FIN No. 46.

     The junior subordinated debentures are included by the Corporation as notes payable in the consolidated statements of condition. The Corporation also recorded in the caption of other investment securities in the consolidated statements of condition, the common securities issued by the issuer trusts. The common securities of each trust are wholly-owned, or indirectly wholly-owned, by the Corporation.

[P73]

     Financial data pertaining to the trusts follows:

(In thousands, including reference notes)

			Popular North
	BanPonce	Popular Capital	America Capital	Popular Capital
Issuer	Trust I	Trust I	Trust I	Trust II

Issuance date	February 1997	October 2003	September 2004	November 2004
Capital Securities	$144,000	$300,000	$250,000	$130,000
Distribution rate	8.327%	6.700%	6.564%	6.125%
Common Securities	$4,640	$9,279	$7,732	$4,021
Junior Subordinated Debentures aggregate liquidation amount	$148,640	$309,279	$257,732	$134,021
Stated maturity date	February 2027	November 2033	September 2034	December 2034
Reference notes	(a),(c),(e),(f),(g)	(b),(d),(f)	(a),(c),(f)	(b),(d),(f)

     (a) Statutory business trust that is wholly-owned by Popular North America (PNA) and indirectly wholly-owned by the Corporation.

     (b) Statutory business trust that is wholly-owned by the Corporation.

     (c) The obligations of PNA under the junior subordinated debentures and its guarantees of the capital securities under the trust are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

     (d) These capital securities are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

     (e) The original issuance was for $150,000. The Corporation had reacquired $6,000 of the 8.327% capital securities.

     (f) The Corporation has the right, subject to any required prior approval from the Federal Reserve, to redeem the junior subordinated debentures at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption. The maturity of the junior subordinated debentures may be shortened at the option of the Corporation prior to their stated maturity dates (i) on or after the stated optional redemption dates stipulated in the agreements, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event as set forth in the indentures relating to the capital securities, in each case subject to regulatory approval. A capital treatment event would include a change in the regulatory capital treatment of the capital securities as a result of the recent accounting changes affecting the criteria for consolidation of variable interest entities such as the trust under FIN 46R.

     (g) Same as (f) above, except that the investment company event does not apply for early redemption.

     The Capital Securities of Popular Capital Trust I and Popular Capital Trust II are traded on the NASDAQ under the symbols “BPOPN” and “BPOPM”, respectively.

     Under the Federal Reserve Board’s risk-based capital guidelines, the capital securities are includable in the Corporation’s Tier I capital.

Note 17 — Earnings per common share:

The following table sets forth the computation of earnings per common share and diluted earnings per common share for the years ended December 31:

(In thousands, except share information)	2004	2003	2002

Net income	$489,908	$470,915	$351,932
Less: Preferred stock dividends (includes amount paid on redemption of preferred stock in 2002)	11,913	9,919	2,510

Net income applicable to common stock	$477,995	$460,996	$349,422

Average common shares outstanding	266,302,105	265,481,840	267,830,164
Average potential common shares	372,751	113,992	386

Average common shares outstanding - assuming dilution	266,674,856	265,595,832	267,830,550

Basic earnings per common share	$1.79	$1.74	$1.31

Diluted earnings per common share	$1.79	$1.74	$1.31

     Potential common shares consist of common stock issuable under the assumed exercise of stock options and under restricted stock awards using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise in addition to the amount of compensation cost attributed to future services are used to purchase common stock at the exercise date. The difference between the number of potential shares issued and the shares purchased is added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share. Stock options that result in lower potential shares issued than shares purchased under the treasury stock method are not included in the computation of dilutive earnings per share since their inclusion would have an antidilutive effect in earnings per share.

     During 2004 there were 908,802 weighted average antidilutive stock options outstanding (2003 - 731,084; 2002 — 759,060).

Note 18 — Stockholders’ equity:

Effective April 30, 2004, the Corporation’s Restated Certificate of Incorporation was amended to increase the number of authorized shares of common stock from 180,000,000 to 470,000,000 and the number of authorized shares of preferred stock from 10,000,000 to 30,000,000.

Popular / 2004 / Annual Report	[P74]

     The Corporation has a dividend reinvestment and stock purchase plan under which stockholders may reinvest their quarterly dividends in shares of common stock at a 5% discount from the average market price at the time of issuance.

     The Corporation’s authorized preferred stock may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation’s only outstanding class of preferred stock is its 6.375% noncumulative monthly income preferred stock, 2003 Series A. These shares of preferred stock are nonconvertible and are redeemable solely at the option of the Corporation beginning on March 31, 2008. The redemption price per share is $25.50 from March 31, 2008 through March 31, 2009, $25.25 from March 31, 2009 through March 31, 2010 and $25.00 from March 31, 2010 and thereafter.

     During the year 2004, cash dividends of $0.62 (2003 — $0.51; 2002 — $0.40) per common share outstanding amounting to $163,787,000 (2003 — $134,082,000; 2002 — $106,709,000) were declared. In addition, dividends declared on preferred stock amounted to $11,913,000 (2003 — $9,919,000; 2002 — $510,000).

     The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to mantain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund totaled $285,192,000 at December 31, 2004 (2003 — $338,192,000). During 2004, $53,000,000 was transferred out from the statutory reserve account to retained earnings. The excess in the reserve that was transferred out resulted principally from the redemption of $300,000,000 of BPPR’s preferred stock that was wholly-owned by the Corporation and from a reduction in BPPR’s surplus resulting mostly from the reorganization of certain of the Corporation’s subsidiaries, including the transfer of the information processing and technology functions of BPPR to EVERTEC, Inc. During 2003, $25,500,000 was transferred to the statutory reserve account. No transfer was required during 2002. At December 31, 2004, 2003 and 2002, BPPR was in compliance with the statutory reserve requirement.

Note 19 — Regulatory capital requirements:

     The Corporation is subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Bank and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. The regulations define well-capitalized levels of Tier I, total capital and Tier I leverage of 6%, 10% and 5%, respectively. Management has determined that as of December 31, 2004 and 2003, the Corporation exceeded all capital adequacy requirements to which it is subject.

     At December 31, 2004 and 2003, BPPR and BPNA were well-capitalized under the regulatory framework for prompt corrective action, and there are no conditions or events since that date that management believes have changed the institutions’ category.

     The Corporation’s risk-based capital and leverage ratios at December 31, were as follows:

	Actual		Capital adequacy minimum
			requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2004
Total Capital (to Risk-Weighted Assets):
Corporation	$3,705,647	13.21%	2,244,573	8%
BPPR	2,011,181	13.86	1,160,781	8
BPNA	778,775	10.71	581,714	8
Tier I Capital (to Risk-Weighted Assets):
Corporation	$3,316,009	11.82%	1,122,286	4%
BPPR	1,398,168	9.64	580,391	4
BPNA	690,256	9.49	290,857	4
Tier I Capital (to Average Assets):
Corporation	$3,316,009	7.78%	1,277,925	3%
BPPR	1,398,168	6.03	695,900	3
BPNA	690,256	7.13	290,581	3

[P75]

	Actual		Capital adequacy minimum
			requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2003
Total Capital (to Risk-Weighted Assets):
Corporation	$3,176,439	13.93%	1,823,655	8%
BPPR	1,866,529	14.00	1,066,317	8
BPNA	546,597	11.33	385,857	8

Tier I Capital (to Risk-Weighted Assets):
Corporation	$2,834,599	12.43%	911,828	4%
BPPR	1,698,276	12.74	533,158	4
BPNA	486,074	10.08	192,929	4

Tier I Capital (to Average Assets):
Corporation	$2,834,599	8.00%	1,063,342	3%
BPPR	1,698,276	7.84	649,924	3
BPNA	486,074	7.91	184,398	3

Note 20 — Servicing assets:

The changes in servicing assets for the years ended December 31, were as follows:

(In thousands)	2004	2003	2002
Balance at beginning of year	$58,572	$49,827	$43,665
Rights originated	9,984	16,769	14,895
Rights purchased	4,320	4,992	2,824
Amortization	(14,773)	(12,566)	(11,557)
Impairment charges	—	(450)	—

Balance at end of year	58,103	58,572	49,827
Less: Valuation allowance	920	1,780	1,991

Balance at end of year, net of valuation allowance	$57,183	$56,792	$47,836

     Total loans serviced for others were $6,695,297,000 at December 31, 2004 (2003 - $6,374,817,000). The estimated fair value of capitalized servicing rights was $63,705,000 at December 31, 2004 (2003 — $61,236,000).

     The activity in the valuation allowance for impairment of recognized servicing assets for the years ended December 31, was as follows:

(In thousands)	2004	2003	2002
Balance at beginning of year	$1,780	$1,991	$649
Additions charged to operations	233	239	1,342
Impairment charges	—	(450)	—
Reductions credited to operations	(1,093)	—	—

Balance at end of year	$920	$1,780	$1,991

Note 21 — Sales of receivables:

     During the years ended December 31, 2004 and 2003, the Corporation retained servicing responsibilities and other subordinated interests on various securitization transactions and whole loan sales of residential mortgage and commercial loans.

     Gains of $25,463,000 and $37,982,000 were realized on the securitization transactions that met the sale criteria under SFAS No. 140 and the whole loan sales involving retained interests, which took place in 2004 and 2003, respectively.

     During 2004 and 2003, the Corporation also participated in various securitization transactions, which did not meet the SFAS No. 140 criteria for sale accounting and as such these transactions were accounted for as secured borrowings.

     The Corporation receives average annual servicing fees based on a percentage of the outstanding loan balance. In 2004, those average fees ranged from 0.25 to 0.50 percent for mortgage loans (2003 — 0.25% to 0.50%) and from 1.0 to 2.4 percent for loans guaranteed by the Small Business Administration (SBA) (2003 — 1.0% to 1.30%).

     Valuation methodologies used in determining the fair value of the retained interests, including servicing assets and interest-only securities, are disclosed in Note 1 to the consolidated financial statements.

     Key economic assumptions used in measuring the retained interests at the date of the securitization and whole loan sales completed during the years ended December 31, 2004 and 2003, were as follows:

	Residential Mortgage		SBA
	Loans		Loans
	2004	2003	2004	2003
Prepayment speed	10.6%	13.6%	15.0%	16.0%
Weighted average life (in years)	10.9	10.4	3.9	3.7
Expected credit losses	—	—	—	—
Discount rate	10.0% - 10.5%	9.0% - 10.5%	13.0%	13.0%

     At December 31, 2004, key economic assumptions and the sensitivity of the current value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions for retained interests as of the end of the year were as follows:

Popular / 2004 / Annual Report	[P76]

	Residential
(Dollars in thousands)	Mortgage Loans	SBA Loans
Carrying amount of retained interests	$66,141	$3,777
Fair value of retained interests	71,174	5,266
Weighted average life (in years)	8.9 - 9.7	3.8
Prepayment Speed Assumption (annual rate)	12.4% - 39.4%	15.0%
Impact on fair value of 10% adverse change	$(2,201)	$(294)
Impact on fair value of 20% adverse change	(4,155)	(538)
Expected Credit Losses (annual rate)	0% - 0.40%	—
Impact on fair value of 10% adverse change	$(44)	—
Impact on fair value of 20% adverse change	(80)	—
Discount rate (annual rate)	10.0% - 11.5%	13.0%
Impact on fair value of 10% adverse change	$(2,194)	($253)
Impact on fair value of 20% adverse change	(4,138)	(484)

     The cash flows received from and paid to securitization trusts for the years ended December 31, on deals which had qualified as sales based on the criteria specified by SFAS No. 140, were as follows:

(In thousands)	2004	2003
Servicing fees received	$626	$1,031
Servicing advances paid	1,117	1,637
Repayment of servicing advances	1,352	272
Other cash flows received on retained interests	410	273

     The expected credit losses for the residential mortgage loans securitized/sold are estimated at rates ranging from 0.0% to 0.40% for 2005 and 2006. No credit losses are anticipated on the retained servicing assets derived from the sale of SBA loans since the participation sold is fully guaranteed by the SBA.

     Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation for the year ended December 31, 2004, follows:

	Total principal	Principal amount
	amount of loans,	60 days or more	Net credit
(In thousands)	net of unearned	past due	losses
Loans (owned and managed):
Commercial	$10,953,273	$150,003	$45,153
Lease financing	1,164,606	10,974	25,740
Mortgage	14,471,172	723,239	36,755
Consumer	4,038,579	71,045	74,818
Less:
Loans securitized/sold	1,885,369
Loans held-for-sale	750,728

Loans held in portfolio	$27,991,533	$955,261	$182,466

     During the year ended December 31, 2004, the Corporation transferred approximately $61,000,000 of GNMA mortgage-backed securities to an irrevocable trust in exchange for collateralized mortgage obligation (CMO) certificates. The Corporation derecognized the mortgage-backed securities transferred given that it relinquished control over such securities. The mortgage-backed securities transferred were accounted for at fair value prior to securitization. The Corporation subsequently sold approximately $36,000,000 of the CMO certificates and retained approximately $25,000,000 of such certificates including a residual interest certificate (interest only). Such residual interests are accounted for at fair value and included in trading securities. Cash flows received on the residual retained interest were approximately $724,000 for the year ended December 31, 2004.

     The following table sets forth the weighted average key economic assumptions used in measuring the fair value of the residual retained interest, for which fair value was based on discounted cash flows, and the sensitivity of those fair values to immediate adverse changes of 10% and 20% in those assumptions:

(Dollars in thousands)
Fair value of retained interests	$4,352
Weighted average life (in years)	3.92
Prepayment Speed Assumption (annual rate)	12%
Impact on fair value of 10% adverse change	$(395)
Impact on fair value of 20% adverse change	(791)
Discount rate (annual rate)	15%
Impact on fair value of 10% adverse change	$(237)
Impact on fair value of 20% adverse change	(527)

     The sensitivity analyses are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 and 20 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the sensitivity tables included herein, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

Note 22 — Employee benefits:

Pension and benefit restoration plans

     Regular employees of BPPR and BPNA are covered by noncontributory defined benefit pension plans. Pension benefits begin to vest after one year of service and are based on age, years of credited service and final average compensation, as defined.

     The Corporation’s funding policy is to make annual contributions to the plans in amounts which fully provide for all benefits as they become due under the plans.

     The Corporation’s pension fund investment strategy is to invest in a prudent manner for the exclusive purpose of providing benefits to participants. A well defined internal structure has been established to develop and implement a risk-controlled investment strategy that is targeted to produce a total return that, when combined with the bank’s contributions to the fund, will maintain the funds ability

[P77]

to meet all required benefit obligations. Risk is controlled through diversification of asset types and investments in domestic and international equities and fixed income.

     Equity investments include various types of stock and index funds. Also, this category includes Popular, Inc.’s common stock. Fixed income investments include U.S. Government securities and other U.S. agencies’ obligations, corporate bonds, mortgage loans, mortgage-backed securities and index funds, among others. A designated committee, with the assistance of an external consultant, periodically reviews the performance of the pension plans’ investments and assets allocation. The Trustee and the money managers are allowed to exercise investment discretion, subject to limitations established by the pension plans’ investment policies. The plans forbid money managers to enter into derivative transactions, unless approved by the Trustee.

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

     The plans’ weighted-average asset allocations at December 31, by asset category were as follows:

	2004	2003
Equity securities	69.5%	72.1%
Debt securities	28.7	25.2
Other	1.8	2.7

	100.0%	100.0%

     The plans target allocation for 2004 and 2003, by asset category, approximated 70% in equity securities and 30% in debt securities.

     At December 31, 2004, these plans included 2,745,720 shares (2003 — 2,745,720) of the Corporation’s common stock with a market value of approximately $79,159,000 (2003 — $61,573,000). Dividends paid on shares of the Corporation’s common stock held by the plan during 2004 amounted to $1,620,000 (2003 — $1,290,000). BPPR and BPNA also have supplementary pension and profit sharing plans for those employees whose compensation exceeds the limits established by ERISA.

     The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31:

		Benefit
	Pension Plans	Restoration Plans	Total
		2004
		(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$479,766	$15,619	$495,385
Service cost	14,495	690	15,185
Interest cost	27,915	936	28,851
Curtailment	(6,415)		(6,415)
Special termination benefits	2,219		2,219
Actuarial loss	31,348	4,852	36,200
Benefits paid	(21,205)	(217)	(21,422)

Benefit obligations at end of year	528,123	21,880	550,003

Change in plan assets:
Fair value of plan assets at beginning of year	476,055	8,322	484,377
Actual return on plan assets	63,331	1,158	64,489
Employer contributions	1,528	374	1,902
Benefits paid	(21,205)	(218)	(21,423)

Fair value of plan assets at end of year	519,709	9,636	529,345

Unfunded status	(8,414)	(12,244)	(20,658)
Unrecognized net asset	(862)		(862)
Unrecognized net prior service cost (benefit)	3,858	(1,050)	2,808
Unrecognized net actuarial loss	31,795	9,184	40,979

Prepaid (accrued) pension cost	26,377	(4,110)	22,267

Amount recognized in the statement of financial condition consists of:
Prepaid benefit cost	29,011		29,011
Accrued benefit liability	(2,634)	(4,110)	(6,744)

Net amount recognized	$26,377	$(4,110)	$22,267

Accumulated benefit obligation	$455,063	$13,898	$468,961

Popular / 2004 / Annual Report	[P78]

		Benefit
	Pension Plans	Restoration Plans	Total
	2003
		(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$412,027	$10,779	$422,806
Service cost	13,641	567	14,208
Interest cost	26,784	798	27,582
Plan amendment	(1,735)	(95)	(1,830)
Actuarial loss	49,081	3,584	52,665
Benefits paid	(20,032)	(14)	(20,046)

Benefit obligation at end of year	479,766	15,619	495,385

Change in plan assets:
Fair value of plan assets at beginning of year	393,556	6,568	400,124
Actual return on plan assets	101,614	1,754	103,368
Employer contributions	917	14	931
Benefits paid	(20,032)	(14)	(20,046)

Fair value of plan assets at end of year	476,055	8,322	484,377

Unfunded status	(3,711)	(7,297)	(11,008)
Unrecognized net asset	(3,322)		(3,322)
Unrecognized net prior service cost (benefit)	5,128	(1,156)	3,972
Unrecognized net actuarial loss	32,905	5,106	38,011

Prepaid (accrued) pension cost	31,000	(3,347)	27,653

Amount recognized in the statement of financial condition consists of:
Prepaid benefit cost	33,378		33,378
Accrued benefit liability	(2,378)	(3,347)	(5,725)

Net amount recognized	$31,000	$(3,347)	$27,653

Accumulated benefit obligation	$403,828	$10,750	$414,578

     Information for plans with an accumulated benefit obligation in excess of plan assets for the years ended December 31, follows:

			Benefit
	Pension Plans		Restoration Plans
(In thousands)	2004	2003	2004	2003
Projected benefit obligation	$9,263	$6,874	$21,880	$15,619
Accumulated benefit obligation	5,869	4,409	13,898	10,750
Fair value of plan assets	4,736	3,000	9,636	8,322

     The measurements dates of the assets and liabilities of all plans presented above for 2004 and 2003 were December 31, 2004 and December 31, 2003, respectively.

     The actuarial assumptions used to determine benefit obligations for the years ended December 31, were as follows:

	2004	2003
Discount rate	5.75%	6.00%
Rate of compensation increase — weighted average	5.10%	5.10%

     The actuarial assumptions used to determine the components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
	Pension Plans			Restoration Plans
	2004	2003	2002	2004	2003	2002
Discount rate	6.00%	6.50%	7.00%	6.00%	6.50%	7.00%
Expected return on plan assets	8.00%	8.00%	8.50%	8.00%	8.00%	8.50%
Rate of compensation increase — weighted average	5.10%	5.10%	4.20%	5.10%	5.10%	4.20%

     The components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
	Pension Plans			Restoration Plans
	2004	2003	2002	2004	2003	2002
	(In thousands)
Components of net periodic pension cost:
Service cost	$14,495	$13,641	$12,823	$690	$567	$511
Interest cost	27,915	26,784	25,304	936	798	789
Expected return on plan assets	(37,338)	(30,772)	(35,421)	(687)	(524)	(307)
Amortization of asset obligation	(2,460)	(2,461)	(2,461)
Amortization of prior service cost	421	482	565	(106)	(106)	53
Amortization of net (gain) loss	50	2,145		303	291	189

Net periodic cost (benefit)	3,083	9,819	810	1,136	1,026	1,235
Curtailment gain	849		(139)
Special termination benefits	2,219

Total cost (benefit)	$6,151	$9,819	$671	$1,136	$1,026	$1,235

     During March 2004, the Corporation received authorization from the Federal Reserve Bank of New York for the proposed reorganization to consolidate the information processing and technology functions of both Banco Popular de Puerto Rico and GM Group, Inc. into GM Group, Inc., renamed EVERTEC, Inc. The effective date for the transaction was April 1, 2004. As part of this reorganization, the Corporation incurred certain curtailment gains / losses on the pension and postretirement plans related with the employees that were transferred to EVERTEC, Inc. and whose benefits were frozen. Also, the Corporation incurred certain costs related to employees of BPPR who elected early retirement effective March 31, 2004, as part of this reorganization.

[P79]

     During 2005, the Corporation expects to contribute $317,000 to the pension plans and $917,000 to the benefit restoration plans.

     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Benefit
(In thousands)	Pension	Restoration Plans
2005	$21,959	$291
2006	22,584	385
2007	23,376	485
2008	24,281	595
2009	25,386	731
2010 - 2014	147,264	6,097

Retirement and savings plans

     The Corporation also provides contributory retirement and savings plans pursuant to Section 1165 (e) of the Puerto Rico Internal Revenue Code and Section 401 (k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of certain of the Corporation’s subsidiaries. Some of these plans incorporate profit sharing benefits, which are determined by each subsidiary annually, if applicable. Employer contributions are determined based on specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. The cost of providing these benefits in 2004 was $13,398,000 (2003 — $9,166,000; 2002 — $9,726,000).

The plans held 7,425,012 (2003 — 5,927,714; 2002 — 5,613,430) shares of common stock of the Corporation with a market value of approximately $214,063,000 at December 31, 2004 (2003 — $265,858,000; 2002 — $189,734,000).

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

     The status of the Corporation’s unfunded postretirement benefit plan at December 31, was as follows:

(In thousands)	2004	2003
Change in benefit obligation:
Benefit obligation at beginning of the year	$158,659	$145,621
Service cost	2,898	3,140
Interest cost	8,798	9,254
Curtailment	(814)
Special termination benefits	347
Plan amendment		(3,200)
Benefits paid	(6,404)	(6,501)
Actuarial loss	(16,339)	10,345

Benefit obligation at end of year	$147,145	$158,659

Change in plan assets:
Unfunded status	$(147,145)	$(158,659)
Unrecognized net prior service benefit	(7,437)	(9,529)
Unrecognized net actuarial loss	37,264	56,549

Accrued benefit cost	$(117,318)	$(111,639)

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 2004 was 5.75% (2003 — 6.00%).

     The weighted average discount rate used to determine the components of net periodic postretirement benefit cost for the year ended December 31, 2004 was 6.00% (2003 — 6.50%; 2002 — 7.00%).

     The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

(In thousands)	2004	2003	2002
Service cost	$2,898	$3,140	$2,987
Interest cost	8,798	9,254	9,160
Amortization of prior service benefit	(1,087)	(807)	(807)
Amortization of net loss	2,132	2,305	2,204

Net periodic benefit cost	12,741	13,892	13,544
Curtailment gain	(1,005)
Special termination benefits	347

Total benefit cost	$12,083	$13,892	$13,544

     As stated in Note 1 to these consolidated financial statements, the Corporation adopted the provisions of FSP 106-2 on a prospective basis in the third quarter of 2004. The subsidy-related reduction in the accumulated postretirement benefit obligation was $9,176,000. This reduction is treated as an actuarial gain and will decrease the net periodic cost over the average remaining service period of active plan participants. The effect of the subsidy on the measurement of the net periodic postretirement benefit cost for the year ended December 31, 2004 was a decrease of $584,000.

     The assumed health care cost trend rates at December 31, were as follows:

Popular / 2004 / Annual Report	[P80]

	2004	2003
Health care cost trend rate assumed for next year	9.00%	10.00%
Rate to which the cost trend rate is assumed to decline	5.00%	5.00%
Year that the ultimate trend rate is reached	2009	2009

     The Plan provides that the cost will be capped to 3% of the annual health care cost increase affecting only those employees retiring after February 1, 2001.

     Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease
Effect on total service cost and interest cost components	$457,000	$(394,000)
Effect on postretirement benefit obligation	$7,486,000	$(6,461,000)

     The Corporation expects to contribute $6,728,000 to the postretirement benefit plan in 2005 to fund current benefit payment requirements.

     The following benefit payments, which reflect expected future service, as appropiate, are expected to be paid:

			Expected Medicare
(In thousands)	Gross	Net	Part D subsidy
2005	$6,728	$6,728
2006	7,210	6,658	$552
2007	7,697	7,107	590
2008	8,124	7,487	637
2009	8,512	7,828	684
2010 - 2014	48,043	44,126	3,917

Profit sharing plan

     BPPR also has a profit sharing plan covering substantially all regular employees. Annual contributions are determined based on the bank’s profitability ratios, as defined in the plan, and are deposited in trust. Profit sharing expense for the year, including the cash portion paid annually to employees which represented 50% of the expense, amounted to $19,544,000 in 2004 (2003- $19,821,000; 2002 -$21,219,000).

Note 23 — Stock option and other incentive plans:

     Since 2001, the Corporation had a Stock Option Plan (the Stock Option Plan), which permitted the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. In April 2004, the Corporation’s shareholders adopted the Popular, Inc. 2004 Omnibus Incentive Plan (the Incentive Plan), which replaces and supersedes the Stock Option Plan. All outstanding award grants under the Stock Option Plan continue to remain outstanding at December 31, 2004 under the original terms of the Stock Option Plan.

     Employees and directors of the Corporation or any of its subsidiaries were eligible to participate in the Stock Option Plan. The Board of Directors or the Compensation Committee of the Board had the absolute discretion to determine the individuals that were eligible to participate in the Stock Option Plan. This plan provided for the issuance of Popular, Inc.’s common stock at a price equal to its fair market value at the grant date, subject to certain plan provisions. The shares are to be made available from authorized but unissued shares of common stock or treasury stock. The maximum option term is ten years from the date of grant. Unless an option agreement provides otherwise, all options granted are 20% exercisable after the first year and an additional 20% is exercisable after each subsequent year. The exercise price of each option is equal to the market price of the Corporation’s stock on the date of grant.

     The Incentive Plan permits the granting of incentive awards in the form of an Annual Incentive Award, a Long-term Performance Unit Award, an Option, a Stock Appreciation Right, Restricted Stock, Restricted Unit or Performance Share. Participants in the Incentive Plan are be designated by the Compensation Committee of the Board of Directors (or its delegate as determined by the Board). Employees and directors of the Corporation or any of its subsidiaries are eligible to participate in the Incentive Plan. The aggregate number of shares of common stock which may be issued under the Incentive Plan is limited to 10,000,000 shares, subject to adjustments for stock splits, recapitalizations and similar events. The shares may be made available from common stock purchased by the Corporation for such purpose, authorized but unissued shares of common stock or treasury stock.

     The Corporation recognized $3,223,000 in stock options expense for the year ended December 31, 2004 (2003 — $1,490,000; 2002 — $957,000).

[P81]

     The following table presents information on stock options as of December 31, 2004:

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Exercise		Exercise	Remaining		Exercise
Price		Price of	Life of Options		Price of
Range	Options	Options	Outstanding	Options	Options
per Share	Outstanding	Outstanding	in Years	Exercisable	Exercisable
$14.39 - $18.50	1,634,111	$15.80	7.72	533,976	$15.51
$19.25 - $24.05	949,878	$23.86	9.04	58,011	$23.61

$14.39 - $24.05	2,583,989	$18.76	8.21	591,987	$16.30

     The following table summarizes the stock options activity and related information:

	Options	Weighted-Average
	Outstanding	Exercise Price
Balance at January 1, 2002	52,832	$15.70
Granted	847,294	14.56
Exercised	(398)	16.30
Forfeited	(9,578)	14.42

Balance at December 31, 2002	890,150	$14.63
Granted	963,872	16.93
Exercised	(58,588)	14.47
Forfeited	(16,846)	14.73

Balance at December 31, 2003	1,778,588	$15.88
Granted	997,232	23.95
Exercised	(110,681)	15.82
Forfeited	(81,150)	23.22

Outstanding at December 31, 2004	2,583,989	$18.76

     The stock options exercisable at December 31, 2004 totaled 591,987 (2003 — 201,874; 2002 — 45,058).

     The fair value of these options was estimated on the date of the grants using the Black-Scholes Option Pricing Model. The weighted average assumptions used for the grants issued during 2004, 2003 and 2002 were:

	2004	2003	2002
Expected dividend yield	2.00%	2.41%	2.79%
Expected life of options	10 years	10 years	10 years
Expected volatility	16.50%	23.87%	26.48%
Risk-free interest rate	4.06%	3.78%	4.90%
Weighted average fair value of options granted (per option)	$5.74	$4.56	$4.35

     During the year ended December 31, 2004, the Compensation Committee approved incentive awards for certain corporate executive officers under the Incentive Plan, based on the 2004 performance payable in the form of restricted stock. Shares of restricted stock will be granted at the beginning of 2005 subject to the attainment of the established performance goals for 2004. During 2004, the Corporation recognized $1,030,000 of restricted stock expense related to the executive officers incentive awards, which represents a form of deferred compensation. The compensation cost was estimated based upon a vesting period which extends up to each participant attaining 55 years of age.

     In addition, during the year ended December 31, 2004, shares of restricted stock were granted to members of the Board of Directors of Popular, Inc. and BPPR. During this year, the Corporation recognized $269,000 of restricted stock expense related to such grants.

Note 24 — Rental expense and commitments:

     At December 31, 2004, the Corporation was obligated under a number of noncancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

	Minimum	Sublease
Year	payments	rentals	Net
	(In thousands)
2005	$47,121	$3,464	$43,657
2006	40,533	2,464	38,069
2007	35,274	2,016	33,258
2008	28,947	1,363	27,584
2009	19,380	986	18,394
Later years	86,267	6,078	80,189

	$257,522	$16,371	$241,151

     Total rental expense for the year ended December 31, 2004, was $56,972,000 (2003 - $52,137,000; 2002 — $45,823,000).

Note 25 — Income tax:

     The components of income tax expense for the years ended December 31, are summarized below. Included in these amounts are income taxes of $313,000 in 2004 (2003 — $9,968,000; 2002 — ($469,000)), related to net gains or losses on securities transactions.

(In thousands)	2004	2003	2002
Current income tax expense:
Puerto Rico	$86,734	$85,200	$92,110
Federal and States	62,162	41,557	57,291

Subtotal	148,896	126,757	149,401

Deferred income tax (benefit) cost:
Puerto Rico	(4,088)	(7,578)	(12,548)
Federal and States	(103)	11,147	(19,598)

Subtotal	(4,191)	3,569	(32,146)

Total income tax expense	$144,705	$130,326	$117,255

     The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, were as follows:

Popular / 2004 / Annual Report	[P82]

	2004		2003		2002
		% of		% of		% of
		pre-tax		pre-tax		pre-tax
(Dollars in thousands)	Amount	income	Amount	income	Amount	income
Computed income tax at statutory rates	$247,499	39%	$234,654	39%	$183,080	39%
Benefits of net tax exempt interest income	(74,599)	(12)	(83,853)	(14)	(71,696)	(15)
Effect of income subject to capital gain tax rate	(3,459)	(1)	(18,532)	(3)
Federal, States taxes and other	(24,736)	(3)	(1,943)		5,871	1

Income tax expense	$144,705	23%	$130,326	22%	$117,255	25%

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31, were as follows:

(In thousands)	2004	2003
Deferred tax assets:
Tax credits available for carryforward	$8,407	$10,166
Net operating loss and donation carryforward available	1,691	2,082
Deferred compensation	3,581	1,605
Postretirement and pension benefits	41,486	36,592
Basis difference related to securitizations treated as sales for tax and borrowings for books	8,699	15,972
Deferred loan origination fees	3,827	1,165
Allowance for loan losses	165,364	158,131
Amortization of intangibles	7,757	4,495
Unearned income	1,565	1,791
Unrealized loss on derivatives	603	1,895
Intercompany deferred gains	19,658	15,501
Other temporary differences	11,362	9,604

Total gross deferred tax assets	274,000	258,999

Deferred tax liabilities:
Differences between the assigned values and the tax bases of assets and liabilities recognized in purchase business combinations	10,635	4,465
Deferred loan origination costs	21,471	17,053
Accelerated depreciation	7,436	7,436
Unrealized net gain on securities available-for-sale	14,323	9,215
Other temporary differences	3,338	326

Total gross deferred tax liabilities	57,203	38,495

Valuation allowance	59	418

Net deferred tax asset	$216,738	$220,086

     The net deferred tax asset shown in the table above at December 31, 2004 is reflected in the consolidated statements of condition as $231,892,000 in deferred tax assets (in the “other assets” caption)(2003 — $234,968,000) and $15,154,000 in deferred tax liabilities (in the “other liabilities” caption)(2003 — $14,882,000), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.

     At December 31, 2004, the Corporation had $8,407,000 in credits expiring in annual installments through year 2016 that will reduce the regular income tax liability in future years.

     A valuation allowance of $59,000 is reflected in 2004, and $418,000 in 2003, related to deferred tax assets arising from temporary differences for which the Corporation could not determine the likelihood of its realization. Based on the information available, the Corporation expects to fully realize all other items comprising the net deferred tax asset as of December 31, 2004.

     Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividend received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.

     The Corporation has never received any dividend payments from its U.S. subsidiaries. Any such dividend paid from a U.S. subsidiary to the Corporation would be subject to a 10% withholding tax based on the provisions of the U.S. Internal Revenue Code. The Corporation has not recorded any deferred tax liability on the unremitted earnings of its U.S. subsidiaries because the reinvestment of such earnings is considered permanent. The Corporation believes that the likelihood of receiving dividend payments from any of its U.S. subsidiaries in the foreseeable future is remote based on the growth it is undertaking in the U.S. mainland.

     The Corporation’s subsidiaries in the United States file a consolidated federal income tax return. The Corporation’s federal income tax provision for 2004 was $58,934,000 (2003 — $47,002,000; 2002 — $34,614,000). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.

     In January 2004, the Government of Puerto Rico approved a legislation that partially eliminates the tax exempt status of an International Banking Entity (“IBE”) that operates as a division or branch of a bank in Puerto Rico. In order to be subject to tax, the IBE’s net taxable income must exceed 40% in 2004, 30% in 2005, and 20% in 2006 and thereafter, of the net taxable income of the bank as a whole. Once these thresholds are exceeded, the IBE will be taxed at regular tax rates on its net taxable income that exceeds the applicable threshold. Currently, management of the Corporation does not expect any financial impact from this new legislation since the net taxable income of BPPR’s IBE has not exceeded and is not expected to exceed 20% of BPPR’s net taxable income.

     On October 22, 2004, President George W. Bush signed into law the American Jobs Creation Act of 2004, which lowers the withholding tax rate imposed on distributions of U.S. sourced dividends to a corporation organized under the laws of the

[P83]

Commonwealth of Puerto Rico from 30% to 10%. As described above, the Corporation’s U.S. subsidiaries earnings are considered permanently invested. Accordingly, the new law which lowered the withholding tax rate to 10% is not expected to have an impact in the Corporation’s earnings in the foreseeable future.

Note 26 — Off-balance sheet lending activities and concentration of credit risk:

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

     The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual notional amounts of those instruments. The Corporation uses the same credit policies in making these commitments and conditional obligations as it does for those reflected on the consolidated statements of condition.

     Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)	2004	2003
Commitments to extend credit:
Credit card lines	$2,716,236	$1,972,802
Commercial lines of credit	3,300,415	2,888,742
Other unused commitments	194,177	182,361
Commercial letters of credit	19,017	13,833
Standby letters of credit	187,094	137,290
Commitments to purchase mortgage loans		200,000
Commitments to originate mortgage loans	429,716	425,493

Commitments to extend credit

Contractual commitments to extend credit are legally binding agreements to lend money to customers for a specified period of time. To extend credit the Corporation evaluates each customer’s creditworthiness. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include cash, accounts receivable, inventory, property, plant and equipment and investment securities, among others. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

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

     Standby letters of credit are issued by the Corporation to disburse funds to a third party beneficiary if the Corporation’s customer fails to perform under the terms of an agreement with the beneficiary. These letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon.

Other commitments

In 2003, the Corporation entered into loan commitments to purchase an aggregate amount of $275,000,000 of mortgage loans with the option of purchasing $125,000,000 in additional loans. The commitments expire completely by June 30, 2005. At December 31, 2004, all commitments to purchase mortgage loans were exercised and $50,000,000 of the optional amount was still available.

Geographic concentration

As of December 31, 2004, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. Note 30 provides further information on the asset composition of the Corporation by geographical area as of December 31, 2004 and 2003.

     Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $6.4 billion and $6.2 billion in 2004 and 2003, respectively.

Note 27 — Disclosures about fair value of financial instruments:

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

     The information about the estimated fair values of financial instruments presented hereunder excludes all nonfinancial instruments presented hereunder excludes all nonfinancial

Popular / 2004 / Annual Report	[P84]

instruments and certain other specific items.

     Derivatives are considered financial instruments and their carrying value equals fair value. For disclosures about the fair value of derivative instruments refer to Note 28 to the consolidated financial statements.

     For those financial instruments with no quoted market prices available, fair values have been estimated using present value or other valuation techniques, as well as management’s best judgment with respect to current economic conditions, including discount rates, estimates of future cash flows and prepayment assumptions.

     The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 2004 and 2003, respectively. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

     The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2004 and 2003.

     Short-term financial assets and liabilities have relatively short maturities, or no defined maturities, and little or no credit risk. The carrying amounts reported in the consolidated statements of condition approximate fair value. Included in this category are: cash and due from banks, federal funds sold and securities purchased under agreements to resell, time deposits with other banks, bankers acceptances, customers’ liabilities on acceptances, accrued interest receivable, federal funds purchased and assets sold under agreements to repurchase, short-term borrowings, acceptances outstanding and accrued interest payable. Resell and repurchase agreements with long-term maturities are valued using discounted cash flows based on market rates currently available for agreements with similar terms and remaining maturities.

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

     Long-term borrowings were valued using discounted cash flows, based on market rates currently available for debt with similar terms and remaining maturities and in certain instances using quoted market rates for similar instruments at December 31, 2004 and 2003, respectively.

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

[P85]

     Carrying or notional amounts, as applicable, and estimated fair values for financial instruments at December 31, were:

(In thousands)	2004		2003
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial Assets:
Cash and money market investments	$1,596,099	$1,596,099	$1,460,983	$1,460,983
Trading securities	385,139	385,139	605,119	605,119
Investment securities available-for-sale	11,162,145	11,162,145	10,051,579	10,051,579
Investment securities held-to-maturity	340,850	344,899	186,821	188,074
Other investment securities	302,440	308,489	233,144	238,162
Loans held-for-sale	750,728	758,029	271,592	314,896
Loans held-in-portfolio, net	27,554,452	27,856,123	21,922,058	22,463,353
Financial Liabilities:
Deposits	$20,593,160	$20,533,863	$18,097,828	$18,190,979
Federal funds purchased	619,792	619,792	887,763	887,763
Assets sold under agreements to repurchase	5,817,061	5,840,492	4,947,824	4,953,772
Short-term borrowings	3,139,639	3,139,639	1,996,624	1,996,624
Notes payable	10,180,710	9,926,375	6,992,025	7,071,807
Subordinated notes	125,000	129,025	125,000	134,975

	Notional amount	Fair Value	Notional amount	Fair Value

Commitments to extend credit and letters of credit:
Commitments to extend credit	$6,210,828	$13,805	$5,043,905	$12,228
Letters of credit	206,111	3,086	151,123	1,313

Note 28 — Derivative instruments and hedging activities:

The Corporation maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings and cash flows that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged fixed-rate assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Another result of interest rate fluctuations is that the interest income and interest expense of hedged variable-rate assets and liabilities, respectively, will increase or decrease. The effect of this variability in earnings is expected to be substantially offset by the Corporation’s gains and losses on the derivative instruments that are linked to these hedged assets and liabilities. The Corporation considers its strategic use of derivatives to be a prudent method of managing interest-rate sensitivity, as it prevents earnings from being exposed to undue risk posed by changes in interest rates.

     Derivative instruments that are used as part of the Corporation’s interest rate risk-management strategy include interest rate swaps, index options and interest rate forwards and futures contracts. As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management. Interest rate swaps generally involve the exchange of fixed- and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date. Index options are over-the-counter (OTC) contracts that the Corporation enters into in order to receive the appreciation of the Standard and Poor’s 500 index over a specified period. Interest rate forwards and futures are contracts for the delayed delivery of securities which the seller agrees to deliver on a specified future date at a specified price or yield.

     The Corporation also enters into foreign exchange contracts and interest rate caps, floors and put options embedded in interest bearing contracts. The Corporation enters into foreign exchange contracts to a limited extent in the spot or futures market. Spot contracts require the exchange of two currencies at an agreed rate. Forward and futures contracts to purchase or sell currencies at a future date settle over periods of up to one year, in general. Interest rate caps and floors are option-like contracts that require the writer to pay the purchaser at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional principal amount. The option writer receives a premium for bearing the risk of unfavorable interest rate changes.

     By using derivative instruments, the Corporation exposes itself to credit and market risk. If counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation’s credit risk will equal the fair-value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. When the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore, assumes no repayment risk. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Concentrations of credit risk which arise through the Corporation’s off-balance sheet lending activities are presented in Note 26.

     Market risk is the adverse effect that a change in interest rates, currency exchange rates, or implied volatility rates might have on the value of a financial instrument. The Corporation manages the market risk associated with interest rates, and to a limited extent, with fluctuations in foreign currency exchange rates, by establishing

Popular / 2004 / Annual Report	[P86]

and monitoring limits for the types and degree of risk that may be undertaken. The Corporation regularly measures this risk by using static gap analysis, simulations and duration analysis.

     The Corporation’s derivatives activities are monitored by its Market Risk Committee as part of that committee’s oversight of the Corporation’s asset/liability and treasury functions. The Corporation’s Market Risk Committee is responsible for approving hedging strategies that are developed through its analysis of data derived from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Corporation’s overall interest rate risk-management and trading strategies.

Cash Flow Hedges

     Futures and forwards are contracts for the delayed delivery of securities in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. These contracts qualify for cash flow hedge accounting in accordance with SFAS No. 133, as amended and therefore, changes in the fair value of the derivatives are recorded in other comprehensive income. As of December 31, 2004, the fair market values of these forwards were $59,000 recorded in other assets and $54,000 in other liabilities. As of December 31, 2004, the total amount (net of tax) included in accumulated other comprehensive income pertaining to forward contracts was an unrealized gain of $3,000, which the Corporation expects to reclassify into earnings in the next twelve months. These contracts have a maximum remaining maturity of 46 days. As of December 31, 2003, the fair market value of these forwards was $72,000 recorded in other liabilities. As of December 31, 2003, the total amount (net of tax) included in accumulated other comprehensive income pertaining to forward contracts was an unrealized loss of $44,000.

     Additionally, during 2004 the Corporation entered into a forward contract to sell residential first mortgage loans for a specified price at a scheduled date. As a result the Corporation recognized a derivative liability of $213,000, pertaining to their fair market value and included an unrealized loss of $130,000, net of tax, in other comprehensive income.

     The Corporation purchased interest rate caps in conjunction with a series of securitizations in order to hedge its exposure to increases in cash flows for floating rate secured borrowings resulting from securitization transactions that do not qualify for the sale treatment under SFAS No. 140 criteria. These contracts are designated as cash flow hedges and considered highly effective at inception. As of December 31, 2004, the fair market value of these interest rate caps considered highly effective was $13,791,000 included in other assets and the amount included in accumulated other comprehensive income was a gain of $964,000. These contracts have a maximum remaining maturity of 3.6 years. Hedge effectiveness is assessed based on the total changes in the option’s cash flows during the periods where the hedge risk exists. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued and the adjustment to fair value of the derivative instrument is recorded in earnings. As a part of these contracts, during 2004 the Corporation reclassified $300,000 into earnings pertaining to the ineffective portion of changes in fair value of the cash flow hedge and $864,000 pertaining to the caplets expiration, both amounts included as an increase to interest expense. Assuming no change in interest rates, $4,776,000, net of tax, of interest rate cap value is expected to be charged to earnings over the next twelve months as contractual payments are made.

     During 2004, the Corporation discontinued the hedge accounting for certain caps that ceased to be highly effective and as a result reclassified a net loss of $1,443,000 into earnings. As of December 31, 2004, the fair value of these caps was $527,000 and the related unrealized loss in accumulated other comprehensive income amounted to $637,000, net of tax. The changes in fair value of the caps after the discontinuance of the hedging relationship amounted to a gain of $277,000 and were recorded in interest expense. In addition, the unrealized loss in accumulated other comprehensive income related to hedges which ceased to be highly effective in prior periods was $910,000, net of tax, as of December 31, 2004. The change in fair value of these caps amounted to a loss of $689,000 and was recorded in interest expense. The unrealized loss accumulated in other comprehensive income will be amortized to earnings over the term of the contract as contractual payments are made.

     As of December 31, 2003, the fair market value of the interest rate caps considered highly effective was $4,037,000 included in other assets and the amount included in accumulated other comprehensive income was a loss of $1,370,000. As part of these contracts, during 2003 the Corporation reclassified $347,000 from other comprehensive income into earnings pertaining to the ineffective portion of changes in fair value of the cash flow hedge and $1,489,000 pertaining to the caplets expiration, both amounts included as an increase to interest expense. As of December 31, 2003, the fair value of the interest rate caps that ceased to be highly effective was $1,397,000 and the related unrealized loss in accumulated other comprehensive income amounted to $1,177,000, net of tax. As a result of the discontinuance of these interest rate caps a net loss of $1,285,000 was reclassified into earnings during 2003.

     The Corporation has a $25,000,000 notional amount interest rate swap to convert floating rate debt to fixed rate debt in order to fix the cost of short-term borrowings. This contract qualifies for cash flow hedge accounting in accordance with SFAS No. 133, as amended. As of December 31, 2004, the fair market value of the interest rate swap was $59,000 included in other liabilities and the amount included in accumulated other comprehensive income was a loss of $36,000. This contract matures on October 17, 2005. As of December 31, 2003, the fair market value of this interest rate swap

[P87]

was $188,000 recorded in other liabilities and the amount included in accumulated other comprehensive income was a loss of $115,000.

     For cash flow hedges, gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current period earnings are included in the line item in which the hedged item is recorded and in the same period in which the forecasted transaction affects earnings.

Trading and Non-Hedging Activities

The Corporation, through its Puerto Rico banking subsidiary, BPPR, offers certificates of deposit with returns linked to the S&P 500 index to its retail customers, principally in connection with individual retirement accounts. At December 31, 2004, these deposits amounted to $114,742,000 (2003 - $122,259,000). These certificates have a maturity of five years, and the customer’s principal is guaranteed by BPPR and insured by the FDIC to the maximum extent permitted by law. Instead of paying a fixed rate of interest, the instruments pay a return based on the increase of the S&P 500 index, if any, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested, but allows the customer the potential to earn a return based on the performance of the U.S. stock market.

     In order to limit the Corporation’s exposure to changes in the S&P 500 index, the Corporation purchases S&P 500 index options from financial institutions with strong credit standing. These options are contracts that are traded in the over the counter market. OTC options are not listed on an options exchange and do not have standardized terms. The terms of the OTC contracts including the underlying notional amount, exercise price and maturity, are negotiated with the various counterparties with the amounts payable mirroring the terms on the deposits. The contracts have a maturity and an index equal to the terms of the pool of client deposits they are economically hedging.

     The purchased option contracts are initially accounted for at cost (i.e. amount of premium paid) and recorded as a derivative asset. The derivative asset is marked to market on a monthly basis with changes in fair value charged to operations. The deposits are hybrid instruments containing embedded options (component of the deposit contract that pays return based on changes in the S&P 500 index) that must be bifurcated in accordance with SFAS No. 133. The initial value of the embedded option is bifurcated from the related certificate of deposit (host contract) and is initially recorded as a derivative liability; also a related discount on the certificate of deposit is recorded. Subsequently, the discount on the deposit is accreted and is included as part of interest expense and the bifurcated option is marked to market with changes in fair value charged to operations. These option contracts do not qualify for hedge accounting in accordance with the provision of SFAS No. 133 and therefore cannot be designated as accounting hedges. Both the purchased option contracts and the bifurcated option are marked to market based on valuations received from an independent third party on a quarterly basis.

     As of December 31, 2004, the Corporation had recognized a derivative asset of $7,113,000 based on the fair value of the indexed options, a derivative liability of $14,475,000 based on the fair value of the bifurcated option, and a related discount on the certificates of deposit of $10,478,000. These amounts are included in other assets, other liabilities and deposits, respectively. As of December 31, 2003, the Corporation had recognized a derivative liability of $7,383,000 based on the fair value of the indexed options, a derivative liability of $6,596,000 based on the fair value of the bifurcated option, and a related discount on the certificates of deposit of $11,319,000.

     The Corporation has an option related to the issuance of $31,152,000 in notes linked to the S&P 500 Index through an embedded option which has been bifurcated from the host contract, and in accordance with SFAS No. 133 does not qualify for hedge accounting. As of December 31, 2004 the Corporation recognized an asset of $2,478,000 pertaining to the fair market value of the purchased option, a derivative liability of $2,478,000 based on the fair value of the bifurcated option and a related discount on the notes of $1,456,000. At December 31, 2003 the Corporation recognized an asset of $2,050,000 pertaining to the fair market value of the purchased option, a derivative liability of $2,050,000 based on the fair value of the bifurcated option and a related discount on the notes of $1,833,000.

     In addition to using derivative instruments as an interest rate risk management tool, the Corporation also utilizes derivatives such as foreign exchange contracts and interest rate swaps in its capacity as an intermediary on behalf of its customers. The Corporation minimizes its market risk and credit risk by taking offsetting positions under the same terms and conditions with credit limit approvals and monitoring procedures. Market value changes on these swaps and other derivatives are recognized in income in the period of change. As of December 31, 2004, the Corporation included $269,000 and $88,000 in securities and other assets, respectively, and $210,000 in other liabilities pertaining to the fair value of $90,467,000 in interest rate contracts. At December 31, 2003, the Corporation included $414,000 and $129,000 in securities and other assets, respectively, and $543,000 in other liabilities pertaining to the fair value of $49,371,000 in interest rate contracts.

     For the years ended December 31, 2004, 2003 and 2002 the Corporation recognized losses of $100,000, $7,477,000 and $20,085,000, respectively, as a result of the changes in fair value of non-hedging derivatives included as part of interest expense. Additionally, during 2004 the Corporation recognized gains of $1,173,000 as a result of changes in fair value of non-hedging derivatives included as part of trading gains.

     To satisfy the needs of its customers, the Corporation entered into foreign exchange contracts in the spot or futures market and at

Popular / 2004 / Annual Report

[P88]

the same time into foreign exchange contracts with third parties under the same terms and conditions. As of December 31, 2004, the Corporation included $3,000 and $3,000 in other assets and other liabilities, respectively, pertaining to the fair value of these contracts.

     At December 31, 2004, 2003 and 2002 respectively, the Corporation also had forward contracts to sell $112,600,000 and $351,900,000 of mortgage-backed securities with terms lasting less than a month which were accounted for as trading derivatives. These contracts are recognized at fair market value with changes directly reported in income. At December 31, 2004 and 2003, respectively, the fair market value of these forwards was a loss of $128,000 and $990,000, respectively. These contracts are entered into in order to optimize the gain on sales of mortgage loans and/or mortgage-backed securities and net interest income, given levels of interest rate risk consistent with the Corporation’s business strategies.

     The Corporation entered into forward commitments to sell / purchase mortgage-backed securities (TBA’s) for trading purposes. The gross notional amounts of these forward commitments to sell as of December 31, 2004 amounted to $3,000,000. The fair value of these derivative financial instruments was $5,000. At December 31, 2003, the gross notional amounts of these forward commitments to sell amounted to $94,200,000 and the gross notional amount of the commitments to purchase amounted to $11,000,000. The fair value of these derivative financial instruments was $99,000.

     Also, the Corporation has options contracts that grant the purchaser the right to buy or sell the underlying asset by a certain date at a specified price. The gross notional amount of call option contracts to purchase is $1,000,000 with a fair value of $12,000 recognized in other assets. The gross notional amount of call option contracts to sell is $6,000,000 with a fair value of $10,000 recognized in other liabilities. Put option contracts to purchase notional amount is $55,000,000 with a fair value of $426,000 recognized in other assets. Notional amount of put option contracts to sell is $25,000,000 with a fair value of $106,000 recognized in other liabilities.

     In addition, the Corporation has interest rate future contracts which are commitments to either purchase or sell designated instruments, such as U.S. Treasury securities, at a future date for a specified price. The notional amount of these futures contracts are $15,000,000 with a fair value of $113,000 recognized in other liabilities.

     The Corporation may use interest rate swaps to convert floating rate debt to fixed rate debt in order to fix the future cost of the portfolio of short-term borrowings. The specific terms and notional amounts of the swaps would be determined based on management’s assessment of future interest rates, as well as other factors. At December 31, 2004, there were no such contracts oustanding. During the second quarter of 2003, the Corporation terminated the interest rate contracts outstanding at the time with a notional amount of $500,000,000. These swaps did not qualify as hedges in accordance with SFAS No. 133, as amended, and therefore changes in fair value of the derivatives were recorded in the statement of income as interest expense.

Note 29 — Supplemental disclosure on the consolidated statements of cash flows:

During the year ended December 31, 2004, the Corporation paid interest and income taxes amounting to $810,669,000 and $128,558,000, respectively (2003 — $751,152,000 and $136,634,000; 2002 — $842,137,000 and $135,247,000). In addition, loans transferred to other real estate and other property for the year ended December 31, 2004, amounted to $121,412,000 and $24,667,000, respectively (2003 — $85,493,000 and $27,205,000).

     During the second quarter of 2004, the Corporation transferred certain trading account securities to the available-for-sale portfolio as described in Note 4.

     In addition, the consolidated statement of cash flows for the year ended December 31, 2004, was impacted by the Quaker City acquisition, which net assets acquired are included in a separate line item in such financial statement under the caption “Assets acquired, net of cash”.

Note 30 — Segment reporting:

During 2004, the Corporation reorganized its corporate structure into five principal areas (referred to by management as “circles”): one for the corporate group and one for each of the Corporation’s four principal businesses — Popular Puerto Rico, United States Financial Services, Popular Financial Holdings and Processing.

There are seven identified reportable segments: Puerto Rico Commercial Banking, Puerto Rico Consumer and Retail Banking, Puerto Rico Other Financial Services (these three reportable segments compose the Popular Puerto Rico circle), United States Financial Services, Popular Financial Holdings, Processing and Corporate. Management determined the reportable segments, based on the internal reporting used to evaluate performance and to assess where to allocate resources. The segments were determined based on the new organizational structure which focuses primarily towards products and services and on the markets the segments serve. Other factors, such as the credit risk characteristics of the loan products, distribution channels and clientele, were also considered in the determination of reportable segments. These reportable segments, which are described below, are also evaluated and grouped for managerial reporting in the corresponding circles:

Popular Puerto Rico:

     This business circle has been segregated into three reportable segments based on how management evaluates business, performance and strategies:

[P89]

•	Commercial banking represents the Corporation’s banking operations in Puerto Rico conducted at BPPR, which are targeted mainly to corporate, small and middle size businesses. It includes aspects of the lending and depository businesses, as well as other finance and advisory services. BPPR allocates funds across segments based on duration matched transfer pricing at market rates. This segment also incorporates income related with the investment of excess funds as well as a proportionate share of the investment function of BPPR.

•	Consumer and retail banking represents the branch banking operations of BPPR which focus on retail clients. It includes the consumer lending business operations of BPPR, as well as the lending operations of Popular Auto, Popular Finance, and Popular Mortgage. These three subsidiaries focus respectively on auto and lease financing, mortgage loan originations, and small personal loans. This segment also incorporates income related with the investment of excess funds from the branch network, as well as a proportionate share of the investment function of BPPR.

•	Other financial services include the trust and asset management service units of BPPR, the brokerage and investment banking operations of Popular Securities, and the insurance agency and reinsurance businesses of Popular Insurance, Popular Insurance V.I. and Popular Life Re. Most of the services that are provided by these subsidiaries generate profits based on fee income.

United States Financial Services:

     This reportable segment includes principally the activities of Banco Popular North America (BPNA), including its subsidiaries Popular Leasing, U.S.A and Popular Insurance Agency, U.S.A. BPNA has become the largest Hispanic-owned financial services franchise in the U.S., providing complete financial solutions to all the communities it serves. BPNA operates through a branch network of 128 branches in six states. Popular Insurance Agency, U.S.A. offers investment and insurance services across the BPNA branch network. Popular Leasing, U.S.A. provides mainly small to mid-ticket commercial and medical equipment financing. The U.S. Financial Services segment also includes the retail financial services of Popular Cash Express, a fee driven business that serves the unbanked, retail customer. These subsidiaries are all evaluated and report to a common senior executive officer.

Popular Financial Holdings:

     This reportable segment corresponds to the Corporation’s consumer lending subsidiaries in the United States, principally Popular Financial Holdings, Inc., and its wholly-owned subsidiary Equity One, and Popular FS, LLC. These subsidiaries are primarily engaged in the business of granting non-prime mortgage and personal loans, acquiring retail installment contracts and providing warehouse lines to small and medium-sized mortgage companies. Also, it maintains a substantial wholesale broker network and an asset acquisitions unit. This segment operates through 183 offices across 28 states.

Processing:

     This reportable segment includes the information processing and technology functions of the Corporation, including EVERTEC, with offices in Puerto Rico, the Dominican Republic and Venezuela; and ATH Costa Rica, S.A. and CreST, S.A., located in Costa Rica. In addition, this reportable segment includes the equity investments in CONTADO and Servicios Financieros, S.A. de C.V. (Serfinsa), which operate in the Dominican Republic and El Salvador, respectively. This segment provides processing and technology services to other units of the Corporation as well as to third parties, principally other financial institutions in Puerto Rico, the Caribbean and Central America.

Corporate:

     This reportable segment includes the Holding companies: Popular, Inc., Popular North America and Popular International Bank, excluding the equity investments in CONTADO and Serfinsa, which due to the nature of their operations are included as part of the processing segment. The holding companies obtain funding in the capital markets to finance the Corporation’s growth, including acquisitions.

     The accounting policies of the individual operating segments are the same as those of the Corporation described in Note 1. Transactions between operating segments are primarily conducted at fair value, resulting in profits that are eliminated for reporting consolidated results of operations.

     Prior period amounts corresponding to the years 2002 and 2003 have been restated to reflect changes in segment reporting.

2004
At December 31, 2004
Popular Puerto Rico
		Consumer	Other
	Commercial	and Retail	Financial	Intersegment
(In thousands)	Banking	Banking	Services	Eliminations	Total
Net interest income	$271,335	$592,484	$15,718	$3	$879,540
Provision for loan losses	15,600	75,177			90,777
Other income	156,678	144,636	68,862	(3,268)	366,908
Amortization of intangibles		2,231	298		2,529
Depreciation expense	17,261	25,005	1,409		43,675
Other operating expenses	225,204	384,430	51,069	(1,098)	659,605
Income tax	35,991	31,521	11,178	(809)	77,881

Net income	$133,957	$218,756	$20,626	$(1,358)	$371,981

Segment assets	$9,239,612	$15,563,662	$1,070,092	$(1,190,976)	$24,682,390

Popular / 2004 / Annual Report	[P90]

At December 31, 2004
			Popular		Total
	Popular	U.S. Financial	Financial		Business
(In thousands)	Puerto Rico	Services	Holdings	Processing	Circles
Net interest income	$879,540	$277,814	$256,682	$391	$1,414,427
Provision for loan losses	90,777	42,589	45,291		178,657
Other income	366,908	98,894	23,634	173,061	662,497
Amortization of intangibles	2,529	5,260		55	7,844
Depreciation expense	43,675	13,536	3,799	11,293	72,303
Other operating expenses	659,605	230,861	138,661	139,651	1,168,778
Income tax	77,881	29,978	34,361	6,125	148,345

Net income	$371,981	$54,484	$58,204	$16,328	$500,997

Segment assets	$24,682,390	$10,284,009	$9,166,771	$234,966	$44,368,136

At December 31, 2004
	Total		Intersegment	Total
(In thousands)	Business Circles	Corporate	Eliminations	Popular, Inc.
Net interest income	$1,414,427	$(39,669)	$753	$1,375,511
Provision for loan losses	178,657			178,657
Other income	662,497	31,578	(85,304)	608,771
Amortization of intangibles	7,844			7,844
Depreciation expense	72,303	1,043	924	74,270
Other operating expenses	1,168,778	4,495	(84,375)	1,088,898
Income tax	148,345	(3,180)	(460)	144,705

Net income	$500,997	$(10,449)	$(640)	$489,908

Segment assets	$44,368,136	$5,598,732	$(5,565,292)	$44,401,576

2003
At December 31, 2003
Popular Puerto Rico
		Consumer
	Commercial	and Retail	Other Financial	Intersegment
(In thousands)	Banking	Banking	Services	Eliminations	Total
Net interest income	$268,108	$571,448	$17,550	$(69)	$857,037
Provision for loan losses	35,121	80,922			116,043
Other income	102,646	146,109	58,445	(928)	306,272
Amortization of intangibles		2,683	290		2,973
Depreciation expense	28,831	17,201	957		46,989
Other operating expenses	155,505	407,490	41,496	(445)	604,046
Net gain of minority interest		(435)			(435)
Income tax	36,936	20,570	11,776		69,282

Net income	$114,361	$188,256	$21,476	$(552)	$323,541

Segment assets	$8,270,945	$14,854,277	$1,150,275	$(1,073,742)	$23,201,755

At December 31, 2003
			Popular		Total
	Popular	U.S. Financial	Financial		Business
(In thousands)	Puerto Rico	Services	Holdings	Processing	Circles
Net interest income	$857,037	$243,765	$209,159	$(4,427)	$1,305,534
Provision for loan losses	116,043	34,290	45,606		195,939
Other income	306,272	92,659	31,922	192,011	622,864
Amortization of intangibles	2,973	4,866		5	7,844
Depreciation expense	46,989	13,334	2,756	9,114	72,193
Other operating expenses	604,046	226,474	107,003	163,035	1,100,558
Net gain of minority interest	(435)				(435)
Income tax	69,282	22,046	31,090	3,648	126,066

Net income	$323,541	$35,414	$54,626	$11,782	$425,363

Segment assets	$23,201,755	$6,382,710	$6,921,252	$224,481	$36,730,198

At December 31, 2003
	Total		Intersegment	Total
(In thousands)	Business Circles	Corporate	Eliminations	Popular, Inc.
Net interest income	$1,305,534	$(21,332)	$486	$1,284,688
Provision for loan losses	195,939			195,939
Other income	622,864	86,113	(82,967)	626,010
Amortization of intangibles	7,844			7,844
Depreciation expense	72,193	814		73,007
Other operating expenses	1,100,558	6,847	(75,173)	1,032,232
Net gain of minority interest	(435)			(435)
Income tax	126,066	7,185	(2,925)	130,326

Net income	$425,363	$49,935	$(4,383)	$470,915

Segment assets	$36,730,198	$4,685,261	$(4,980,744)	$36,434,715

2002
At December 31, 2002
Popular Puerto Rico
		Consumer
	Commercial	and Retail	Other Financial	Intersegment
(In thousands)	Banking	Banking	Services	Eliminations	Total
Net interest income	$261,903	$537,603	$7,845	$(108)	$807,243
Provision for loan losses	42,085	96,574			138,659
Other income	98,162	148,861	57,641	(123)	304,541
Amortization of intangibles		3,503	120		3,623
Depreciation expense	29,482	17,698	817		47,997
Other operating expenses	148,742	381,147	37,001	(294)	566,596
Net gain of minority interest		(248)			(248)
Income tax	40,786	25,266	10,829		76,881

Net income	$98,970	$162,028	$16,719	$63	$277,780

Segment assets	$7,960,002	$14,574,233	$1,371,999	$(1,220,118)	$22,686,116

At December 31, 2002
			Popular		Total
	Popular	U.S. Financial	Financial		Business
(In thousands)	Puerto Rico	Services	Holdings	Processing	Circles
Net interest income	$807,243	$226,197	$157,983	$(4,107)	$1,187,316
Provision for loan losses	138,659	34,000	32,911		205,570
Other income	304,541	83,908	30,830	193,187	612,466
Amortization of intangibles	3,623	5,481			9,104
Depreciation expense	47,997	13,064	2,587	9,705	73,353
Other operating expenses	566,596	216,072	83,285	165,886	1,031,839
Net gain of minority interest	(248)				(248)
Income tax	76,881	16,252	26,411	4,662	124,206

Net income	$277,780	$25,236	$43,619	$8,827	$355,462

Segment assets	$22,686,116	$5,718,145	$4,770,673	$225,362	$33,400,296

At December 31, 2002
	Total		Intersegment	Total
(In thousands)	Business Circles	Corporate	Eliminations	Popular, Inc.
Net interest income	$1,187,316	$(27,392)	$320	$1,160,244
Provision for loan losses	205,570			205,570
Other income	612,466	20,298	(89,001)	543,763
Amortization of intangibles	9,104			9,104
Depreciation expense	73,353	814		74,167
Other operating expenses	1,031,839	2,229	(88,337)	945,731
Net gain of minority interest	(248)			(248)
Income tax	124,206	(6,802)	(149)	117,255

Net income	$355,462	$(3,335)	$(195)	$351,932

Segment assets	$33,400,296	$4,359,739	$(4,099,683)	$33,660,352

[P91]

     During the year ended December 31, 2004, the Corporation’s holding companies realized gains on the sale of marketable equity securities approximating $14,804,000 (2003 — $67,920,000). These gains are included as part of “other income” within the Corporate reportable segment.

Intersegment revenues*
(In thousands)	2004	2003	2002
P.R.Commercial Banking	$(117)	$280	$(90)
P.R.Consumer and Retail Banking	2,319	6,953	13,545
P.R. Other Financial Services	(8,701)	(12,236)	(6,047)
U.S. Financial Services	873	1,986	(379)
Popular Financial Holdings	129,058	144,081	155,152
Processing	(81,802)	(75,713)	(88,151)
Corporate	(129,446)	(148,829)	(162,942)

Total intersegment revenues	$(87,816)	$(83,478)	$(88,912)

* For purposes of the intersegment revenues disclosure, revenues include interest income (expense) related to internal funding and other income derived from intercompany transactions, mainly related to gain on sales of loans and processing / information technology services.

Geographic Information
(In thousands)	2004	2003	2002
Revenues*:
Puerto Rico	$1,276,322	$1,286,068	$1,169,494
United States	647,554	568,755	477,990
Other	60,406	55,875	56,523

Total consolidated revenues	$1,984,282	$1,910,698	$1,704,007

* Total revenues include net interest income, service charges on deposit accounts, other service fees, gain (loss) on sale of investment securities, trading account loss, gain on sale of loans and other operating income.

(In thousands)	2004	2003	2002
Selected Balance Sheet Information:
Puerto Rico
Total assets	$24,226,240	$22,509,358	$22,271,384
Loans	12,540,668	10,792,902	10,065,646
Deposits	12,630,045	12,377,181	12,036,491
United States
Total assets	$19,303,924	$13,221,947	$10,637,293
Loans	15,736,033	11,421,958	9,140,382
Deposits	6,898,517	4,798,841	4,778,234
Other
Total assets	$871,412	$703,410	$751,675
Loans	465,560	387,332	376,091
Deposits	1,064,598	921,806	800,015

Note 31 — Contingent liabilities:

The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation’s financial position or results of operations.

Note 32 — Guarantees

The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements. These various arrangements are summarized below.

     The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customer fails to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. In accordance with the provisions of FIN No. 45, at December 31, 2004 and 2003, the Corporation recorded a liability of $333,000 and $334,000, respectively, which represents the fair value of the obligations undertaken in issuing the guarantees under the standby letters of credit issued or modified after December 31, 2002. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contract amounts in standby letters of credit outstanding at December 31, 2004 and 2003, shown in Note 26, represent the maximum potential amount of future payments the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash and marketable securities, real estate, receivables and others. Management does not anticipate any material losses related to these instruments.

     At December 31, 2004, the Corporation serviced $1,741,652,000 (2003 — $1,625,839,000) in residential mortgage loans with recourse or other servicer-provided credit enhancement. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to reimburse the third party investor. The maximum potential amount of future payments that the Corporation would be required to make under the agreement in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced. In the event of nonperformance, the Corporation has rights to the underlying collateral securing the mortgage loan, thus the losses associated to these guarantees should not be significant. At December 31, 2004, the Corporation also serviced $4,735,731,000 (2003 -$4,657,422,000) in mortgage loans without recourse or other servicer-provided credit enhancement. Although the Corporation may, from time to time, be required to make advances to maintain a regular flow of scheduled interest and principal payments to investors, including special purpose entities, this does not represent an insurance against losses. These loans serviced are mostly insured by FHA, VA,

Popular / 2004 / Annual Report	[P92]

and others, or the certificates arising in securitization transactions may be covered by a funds guaranty insurance policy.

     Also, in the ordinary course of business, the Corporation sold SBA loans with recourse, in which servicing was retained. At December 31, 2004, SBA loans serviced with recourse amounted to $55,526,000 (2003 — $91,556,000). Due to the guaranteed nature of the SBA loans sold, the Corporation’s exposure to loss under these agreements should not be significant.

     The Corporation fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries totaling $3,926,087,000 at December 31, 2004 (2003 — $3,623,787,000). In addition, at December 31, 2004, the Corporation fully and unconditionally guaranteed $824,000,000 (2003 — $444,000,000) of Capital Securities issued by four (2003 -two) wholly-owned issuing trust entities that have been deconsolidated based on FIN No. 46R. Also, as of the end of 2004, Popular North America, Inc. fully and unconditionally guaranteed $209,661,000 (2003 - $403,000,000) of certain borrowing obligations issued by one of its non-banking subsidiaries.

     A number of the acquisition agreements to which the Corporation is a party and under which it has purchased various types of assets, including the purchase of entire businesses, require the Corporation to make additional payments in future years if certain predetermined goals, such as revenue targets, are achieved and occur within a specified time. As these contingencies are relative to the attainment of the established goals and do not specify dollar limitations, it is not possible to quantify the aggregate exposure to the Corporation resulting from these agreements. Due to the nature and size of the operations acquired, management does not anticipate that these additional payments will have a material impact on the Corporation’s financial condition or results of future operations.

Note 33 — Popular, Inc. (Holding Company only) financial information:

The following condensed financial information presents the financial position of Holding Company only as of December 31, 2004 and 2003, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2004.

Statement of Condition

	December 31,
(in thousands)	2004	2003
ASSETS
Cash	$283	$995
Money market investments	48,500	114,297
Investment securities available-for-sale, at market value	66,428	56,680
Investments securities held-to-maturity, at amortized cost	579,985
Other investment securities, at lower of cost or realizable value	145,590	441,686
Investment in BPPR and subsidiaries, at equity	1,523,188	1,525,426
Investment in Popular International Bank and subsidiaries, at equity	1,113,937	962,448
Investment in other subsidiaries, at equity	241,086	164,254
Advances to subsidiaries	20,000	64,700
Loans to affiliates	15,569	14,768
Loans	5,940
Less — Allowance for loan losses	40
Premises and equipment	24,534	10,378
Other assets	45,603	29,285

Total assets	$3,830,603	$3,384,917

LIABILITIES AND STOCKHOLDERS’ EQUITY
Federal funds purchased	$6,690
Commercial paper	4,501
Other short-term borrowings		$35,675
Notes payable	536,673	424,635
Accrued expenses and other liabilities	53,118	45,190
Subordinated notes	125,000	125,000
Stockholders’ equity	3,104,621	2,754,417

Total liabilities and stockholders’ equity	$3,830,603	$3,384,917

[P93]

Statements of Income

	Year ended December 31,
(In thousands)	2004	2003	2002
Income:
Dividends from subsidiaries	$332,927	$135,273	$248,000
Interest on money market and investment securities	4,351	2,070	1,466
Other operating income	12,741	15,331	18,472
Gain (loss) on sale of securities	12,354	67,778	(2,361)
Interest on advances to subsidiaries	789	2,667	10,774
Interest on loans to affiliates	1,460	716	961
Interest on loans	212

Total income	364,834	223,835	277,312

Expenses:
Interest expense	35,735	19,804	21,435
Operating expenses	4,702	6,410	2,297

Total expenses	40,437	26,214	23,732

Income before income taxes and equity in undistributed earnings of subsidiaries	324,397	197,621	253,580
Income taxes	(110)	8,490	(308)

Income before equity in undistributed earnings of subsidiaries	324,507	189,131	253,888
Equity in undistributed earnings of subsidiaries	165,401	281,784	98,044

Net income	$489,908	$470,915	$351,932

Statements of Cash Flows

	Year ended December 31,
(In thousands)	2004	2003	2002
Cash flows from operating activities:
Net income	$489,908	$470,915	$351,932

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiaries	(498,328)	(417,057)	(346,044)
Net (gain) loss on sale of investment securities available-for-sale	(12,354)	(67,778)	2,361
Net amortization of premiums and deferred loan origination fees and costs	(38)
Earnings from investments under the equity method	(2,430)	(1,442)	(1,430)
Stock options expense	459	217	148
Net (increase) decrease in other assets	(5,698)	(1,748)	2,403
Net increase (decrease) in current and deferred taxes	1,004	(267)	(339)
Net increase (decrease) in interest payable	880	22	(179)
Net increase (decrease) in other liabilities	2,485	1,544	(2,080)

Total adjustments	(514,020)	(486,509)	(345,160)

Net cash (used in) provided by operating activities	(24,112)	(15,594)	6,772

Cash flows from investing activities:
Net decrease (increase) in money market investments	65,797	(111,360)	110,000
Purchases of investment securities:
Held-to-maturity	(279,985)
Other	(3,904)	(300,038)	(34,347)
Proceeds from maturities and redemptions of other investment securities			38
Proceeds from sales of investment securities available-for-sale	14,502	83,003	93
Capital contribution to subsidiaries	(55,559)	(212,090)	(50)
Net change in advances to subsidiaries and affiliates	43,899	88,055	28,889
Net disbursements on loans	(1,806)
Acquisition of loan portfolios	(4,776)
Acquisition of premises and equipment	(15,198)
Dividends received from subsidiaries	332,927	135,273	248,000

Net cash provided by (used in) investing activities	95,897	(317,157)	352,623

Cash flows from financing activities:
Net increase (decrease) in assets sold under agreements to repurchase	6,690	(10,300)	10,300
Net increase (decrease) in commercial paper	4,501	(18,989)	18,989
Net (decrease) increase in other short-term borrowings	(35,675)	25,473	10,202
Net increase (decrease) in notes payable	103,671	275,528	(61,141)
Cash dividends paid	(168,927)	(134,603)	(108,003)
Proceeds from issuance of common stock	17,243	15,765	11,166
Proceeds from issuance of preferred stock		180,548
Redemption of preferred stock			(102,000)
Treasury stock acquired			(138,847)

Net cash (used in) provided by financing activities	(72,497)	333,422	(359,334)

Net (decrease) increase in cash	(712)	671	61
Cash at beginning of year	995	324	263

Cash at end of year	$283	$995	$324

Popular / 2004 / Annual Report	[P94]

     The principal source of income for the Holding Company consists of dividends from BPPR. As a member subject to the regulations of the Federal Reserve Board, BPPR must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by it during the calendar year would exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 19. At December 31, 2004, BPPR could have declared a dividend of approximately $222,480,000 without the approval of the Federal Reserve.

Note 34 — Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities:

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (PIHC) (parent only), Popular International Bank, Inc. (PIBI), Popular North America, Inc. (PNA) and all other subsidiaries of the Corporation as of December 31, 2004 and 2003, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2004. PIBI, PNA, and their wholly-owned subsidiaries, except Banco Popular North America (BPNA) and Banco Popular, National Association (BP, N.A.), have a fiscal year that ends on November 30. Accordingly, the consolidated financial information of PIBI and PNA as of November 30, 2004, 2003 and 2002, corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31, 2004, 2003 and 2002, respectively.

     PIHC, PIBI and PNA are authorized issuers of debt securities and preferred stock under a shelf registration statement filed with the SEC.

     PIBI is an operating subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries, ATH Costa Rica S.A., CreST, S.A., Popular Insurance V.I., Inc. and PNA.

     PNA is an operating subsidiary of PIBI and is the holding company of its wholly-owned subsidiaries, Popular Cash Express, Inc.; Popular Financial Holdings, Inc., including its wholly-owned subsidiary Equity One, Inc.; BPNA, including its wholly-owned subsidiaries Popular Leasing, U.S.A., Popular Insurance Agency, U.S.A. and Popular FS, LLC; and BP, N.A., including its wholly-owned subsidiary Popular Insurance, Inc.

     PIHC fully and unconditionally guarantees all registered debt securities and preferred stock issued by PIBI and PNA. As described in Note 33 to the consolidated financial statements, the principal source of income for PIHC consists of dividends from BPPR.

[P95]

Condensed Consolidating Statement of Condition

At December 31, 2004
	Popular, Inc.	PIBI	PNA	All other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated
ASSETS
Cash and due from banks	$283	$54	$384	$767,092	$(51,354)	$716,459
Money market investments	48,500	300	214	1,236,659	(406,033)	879,640
Investment securities available-for-sale, at market value	66,428	39,207	7,067	11,054,856	(5,413)	11,162,145
Investment securities held-to-maturity, at amortized cost	579,985			190,865	(430,000)	340,850
Trading account securities, at market value				391,420	(6,281)	385,139
Other investment securities, at lower of cost or realizable value	145,590	5,001	12,372	139,477		302,440
Investment in subsidiaries	2,878,211	1,036,960	1,376,296	287,639	(5,579,106)
Loans held-for-sale, at lower of cost or market				750,728		750,728

Loans	41,509		2,836,701	30,711,045	(5,335,332)	28,253,923
Less — Unearned income				262,390		262,390
Allowance for loan losses	40			437,041		437,081

	41,469		2,836,701	30,011,614	(5,335,332)	27,554,452

Premises and equipment	24,534			521,460	(313)	545,681
Other real estate	240			59,477		59,717
Accrued income receivable	185		10,836	213,977	(17,456)	207,542
Other assets	45,178	36,905	65,662	1,012,132	(113,503)	1,046,374
Goodwill				411,308		411,308
Other intangible assets				39,101		39,101

	$3,830,603	$1,118,427	$4,309,532	$47,087,805	$(11,944,791)	$44,401,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,224,546	$(51,278)	$4,173,268
Interest bearing				16,685,578	(265,686)	16,419,892

				20,910,124	(316,964)	20,593,160
Federal funds purchased and assets sold under agreements to repurchase	$6,690		$71,300	6,492,165	(133,302)	6,436,853
Other short-term borrowings	4,501	$4,825	339,653	3,962,975	(1,172,315)	3,139,639
Notes payable	536,673		2,835,325	10,839,526	(4,030,814)	10,180,710
Subordinated notes	125,000			430,000	(430,000)	125,000
Other liabilities	53,118	100	35,048	966,387	(233,162)	821,491

	725,982	4,925	3,281,326	43,601,177	(6,316,557)	41,296,853

Minority interest in consolidated subsidiaries				102		102

Stockholders’ equity:
Preferred stock	186,875					186,875
Common stock	1,680,096	3,961	2	77,393	(81,356)	1,680,096
Surplus	276,229	740,193	659,964	1,805,514	(3,203,060)	278,840
Retained earnings	1,132,404	381,496	368,661	1,612,126	(2,364,894)	1,129,793
Treasury stock, at cost	(206,437)			(1,690)	1,690	(206,437)
Accumulated other comprehensive income (loss), net of tax	35,454	(12,148)	(421)	(6,817)	19,386	35,454

	3,104,621	1,113,502	1,028,206	3,486,526	(5,628,234)	3,104,621

	$3,830,603	$1,118,427	$4,309,532	$47,087,805	$(11,944,791)	$44,401,576

Popular / 2004 / Annual Report	[P96]

Condensed Consolidating Statement of Condition

	At December 31, 2003
	Popular, Inc.	PIBI	PNA	All other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated
ASSETS
Cash and due from banks	$995	$47	$2,444	$722,181	$(37,577)	$688,090
Money market investments	114,297	300	56,890	1,139,713	(538,307)	772,893
Investment securities available-for-sale, at market value	56,680	35,536	6,879	9,957,584	(5,100)	10,051,579
Investment securities held-to-maturity, at amortized cost				186,821		186,821
Trading account securities, at market value				605,119		605,119
Other investment securities, at lower of cost or realizable value	441,686	5,002	4,640	81,816	(300,000)	233,144
Investment in subsidiaries	2,652,128	887,671	935,084	219,378	(4,694,261)
Loans held-for-sale, at lower of cost or market				283,571	(11,979)	271,592

Loans	79,468		2,511,262	24,634,365	(4,611,216)	22,613,879
Less — Unearned income				283,279		283,279
Allowance for loan losses				408,542		408,542

	79,468		2,511,262	23,942,544	(4,611,216)	21,922,058

Premises and equipment	10,378			475,074		485,452
Other real estate				53,898		53,898
Accrued income receivable	205	1	11,180	181,939	(17,173)	176,152
Other assets	29,080	20,705	2,435	707,310	9,507	769,037
Goodwill				191,490		191,490
Other intangible assets				27,390		27,390

	$3,384,917	$949,262	$3,530,814	$38,775,828	$(10,206,106)	$36,434,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$3,764,226	$(37,519)	$3,726,707
Interest bearing				14,675,297	(304,176)	14,371,121

				18,439,523	(341,695)	18,097,828

Federal funds purchased and assets sold under agreements to repurchase				6,038,714	(203,127)	5,835,587
Other short-term borrowings	$35,675	$205	$175,761	2,732,405	(947,422)	1,996,624
Notes payable	424,635	8,573	2,445,336	7,737,952	(3,624,471)	6,992,025
Subordinated notes	125,000					125,000
Other liabilities	45,190	133	30,450	636,376	(79,020)	633,129

	630,500	8,911	2,651,547	35,584,970	(5,195,735)	33,680,193

Minority interest in consolidated subsidiaries				105		105

Stockholders’ equity:
Preferred stock	186,875			300,000	(300,000)	186,875
Common stock	837,566	3,962	2	69,537	(73,501)	837,566
Surplus	312,027	678,038	619,964	1,363,998	(2,659,389)	314,638
Retained earnings	1,604,462	263,840	259,360	1,471,535	(1,997,346)	1,601,851
Treasury stock, at cost	(205,527)			(780)	780	(205,527)
Accumulated other comprehensive income (loss), net of tax	19,014	(5,489)	(59)	(13,537)	19,085	19,014

	2,754,417	940,351	879,267	3,190,753	(5,010,371)	2,754,417

	$3,384,917	$949,262	$3,530,814	$38,775,828	$(10,206,106)	$36,434,715

[P97]

Condensed Consolidating Statement of Income

	Year ended December 31, 2004
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated
INTEREST INCOME:
Loans	$2,461		$127,400	$1,815,330	$(194,041)	$1,751,150
Money market investments	835	$5	310	33,861	(9,351)	25,660
Investment securities	3,516		867	410,245	(1,136)	413,492
Trading securities				25,963		25,963

	6,812	5	128,577	2,285,399	(204,528)	2,216,265

INTEREST EXPENSE:
Deposits				334,109	(3,758)	330,351
Short-term borrowings	588	62	6,720	184,616	(26,561)	165,425
Long-term debt	35,147	63	132,483	359,169	(181,884)	344,978

	35,735	125	139,203	877,894	(212,203)	840,754

Net interest (loss) income	(28,923)	(120)	(10,626)	1,407,505	7,675	1,375,511
Provision for loan losses				178,657		178,657

Net interest (loss) income after provision for loan losses	(28,923)	(120)	(10,626)	1,228,848	7,675	1,196,854
Service charges on deposit accounts				165,241		165,241
Other service fees				363,158	(67,607)	295,551
Gain on sale of investment securities	12,354	2,206	14	680		15,254
Trading account profit				1,262	(1,421)	(159)
Gain on sale of loans				63,115	(18,947)	44,168
Other operating income	12,741	5,640	81	89,897	(19,643)	88,716

	(3,828)	7,726	(10,531)	1,912,201	(99,943)	1,805,625

OPERATING EXPENSES:
Personnel costs:
Salaries		330		425,247	2,293	427,870
Profit sharing				21,827	255	22,082
Pension and other benefits		55		120,538	473	121,066

		385		567,612	3,021	571,018
Net occupancy expenses		13		89,262	546	89,821
Equipment expenses	4	1	7	106,136	2,675	108,823
Other taxes	1,263			38,815	182	40,260
Professional fees	1,864	1	222	184,372	(91,375)	95,084
Communications	68			60,595	302	60,965
Business promotion				75,695	13	75,708
Printing and supplies				17,761	177	17,938
Other operating expenses	1,503	82	543	102,081	(658)	103,551
Amortization of intangibles				7,844		7,844

	4,702	482	772	1,250,173	(85,117)	1,171,012

(Loss) income before income tax and equity in earnings of subsidiaries	(8,530)	7,244	(11,303)	662,028	(14,826)	634,613
Income tax	(110)		(3,070)	152,042	(4,157)	144,705

Income (loss) before equity in earnings of subsidiaries	(8,420)	7,244	(8,233)	509,986	(10,669)	489,908
Equity in earnings of subsidiaries	498,328	110,412	117,535	49,641	(775,916)

NET INCOME	$489,908	$117,656	$109,302	$559,627	$(786,585)	$489,908

Popular / 2004 / Annual Report	[P98]

Condensed Consolidating Statement of Income

	Year ended December 31, 2003
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated
INTEREST INCOME:
Loans	$3,383		$145,272	$1,612,362	$(210,981)	$1,550,036
Money market investments	833	$6	1,364	67,396	(43,718)	25,881
Investment securities	1,237		817	419,235	1,006	422,295
Trading securities				36,026		36,026

	5,453	6	147,453	2,135,019	(253,693)	2,034,238

INTEREST EXPENSE:
Deposits				344,458	(1,567)	342,891
Short-term borrowings	446	1	15,097	200,298	(68,386)	147,456
Long-term debt	19,358	231	139,111	290,312	(189,809)	259,203

	19,804	232	154,208	835,068	(259,762)	749,550

Net interest (loss) income	(14,351)	(226)	(6,755)	1,299,951	6,069	1,284,688
Provision for loan losses				195,939		195,939

Net interest (loss) income after provision for loan losses	(14,351)	(226)	(6,755)	1,104,012	6,069	1,088,749
Service charges on deposit accounts				161,851	(12)	161,839
Other service fees				287,599	(3,207)	284,392
Gain (loss) on sale of investment securities	67,778		(68)	3,384		71,094
Trading account loss				(10,214)		(10,214)
Gain on sale of loans				73,471	(19,899)	53,572
Other operating income	15,331	4,272		51,779	(6,055)	65,327

	68,758	4,046	(6,823)	1,671,882	(23,104)	1,714,759

OPERATING EXPENSES:
Personnel costs:
Salaries		325		388,205	(3)	388,527
Profit sharing				20,647		20,647
Pension and other benefits		58		117,212		117,270

		383		526,064	(3)	526,444
Net occupancy expenses		13		83,617		83,630
Equipment expenses				104,821		104,821
Other taxes	1,297			36,607		37,904
Professional fees	1,480	20	400	80,826	(401)	82,325
Communications	47			57,991		58,038
Business promotion				73,277		73,277
Printing and supplies				19,111		19,111
Other operating expenses	3,586	98	756	115,844	(595)	119,689
Amortization of intangibles				7,844		7,844

	6,410	514	1,156	1,106,002	(999)	1,113,083

Income (loss) before income tax, minority interest and equity in earnings of subsidiaries	62,348	3,532	(7,979)	565,880	(22,105)	601,676
Income tax	8,490		(1,305)	129,750	(6,609)	130,326
Net gain of minority interest				(435)		(435)

Income (loss) before equity in earnings of subsidiaries	53,858	3,532	(6,674)	435,695	(15,496)	470,915
Equity in earnings of subsidiaries	417,057	89,433	95,077	50,442	(652,009)

NET INCOME	$470,915	$92,965	$88,403	$486,137	$(667,505)	$470,915

[P99]

Condensed Consolidating Statement of Income

	Year ended December 31, 2002

	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST INCOME:
Loans	$11,735		$154,873	$1,595,811	$(233,516)	$1,528,903
Money market investments	260	$9	179	76,499	(44,442)	32,505
Investment securities	1,206		1,059	456,426	(12,766)	445,925
Trading securities				16,628	(164)	16,464

	13,201	9	156,111	2,145,364	(290,888)	2,023,797

INTEREST EXPENSE:
Deposits				433,252	(837)	432,415
Short-term borrowings	1,588	110	22,308	237,402	(76,065)	185,343
Long-term debt	19,847	52	152,809	287,320	(214,233)	245,795

	21,435	162	175,117	957,974	(291,135)	863,553

Net interest (loss) income	(8,234)	(153)	(19,006)	1,187,390	247	1,160,244
Provision for loan losses				205,570		205,570

Net interest (loss) income after provision for loan losses	(8,234)	(153)	(19,006)	981,820	247	954,674
Service charges on deposit accounts				157,727	(14)	157,713
Other service fees				266,130	(324)	265,806
(Loss) gain on sale of investment securities	(2,361)		25	(1,006)		(3,342)
Trading account loss				(874)	70	(804)
Gain on sale of loans				61,245	(9,168)	52,077
Other operating income	18,472	5,119	169	49,768	(1,215)	72,313

	7,877	4,966	(18,812)	1,514,810	(10,404)	1,498,437

OPERATING EXPENSES:
Personnel costs:
Salaries		303		361,651	3	361,957
Profit sharing				22,235		22,235
Pension and other benefits		56		104,493		104,549

		359		488,379	3	488,741
Net occupancy expenses		13		78,490		78,503
Equipment expenses				99,099		99,099
Other taxes	1,071			36,073		37,144
Professional fees	869	11	189	83,930	(339)	84,660
Communications	40			53,852		53,892
Business promotion				61,451		61,451
Printing and supplies				19,918		19,918
Other operating expenses	317	81	513	96,232	(653)	96,490
Amortization of intangibles				9,104		9,104

	2,297	464	702	1,026,528	(989)	1,029,002

Income (loss) before income tax, minority interest and equity in earnings of subsidiaries	5,580	4,502	(19,514)	488,282	(9,415)	469,435
Income tax	(308)		(6,494)	126,463	(2,406)	117,255
Net gain of minority interest				(248)		(248)

Income (loss) before equity in earnings of subsidiaries	5,888	4,502	(13,020)	361,571	(7,009)	351,932
Equity in earnings of subsidiaries	346,044	60,625	73,289	31,960	(511,918)

NET INCOME	$351,932	$65,127	$60,269	$393,531	$(518,927)	$351,932

Popular / 2004 / Annual Report	[P100]

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2004

	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income	$489,908	$117,656	$109,302	$559,627	$(786,585)	$489,908

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiaries	(498,328)	(110,412)	(117,535)	(49,641)	775,916
Depreciation and amortization of premises and equipment	1,042			72,302	926	74,270
Provision for loan losses				178,657		178,657
Amortization of intangibles				7,844		7,844
Net gain on sale of investment securities	(12,354)	(2,206)	(14)	(680)		(15,254)
Net gain on disposition of premises and equipment				(15,804)		(15,804)
Net gain on sale of loans, excluding loans held-for-sale				(21,472)		(21,472)
Net amortization of premiums and accretion of discounts on investments				41,948	(887)	41,061
Net amortization of premiums and deferred loan origination fees and costs	(38)			124,159	(6,034)	118,087
Earnings from investments under the equity method	(2,430)	(5,220)		(621)		(8,271)
Stock options expense	459			2,742	22	3,223
Net increase in loans held-for-sale				(543,892)		(543,892)
Net increase in trading securities				(143,490)	6,281	(137,209)
Net decrease (increase) in accrued income receivable	20	1	344	(24,860)	281	(24,214)
Net increase in other assets	(6,760)	(21,253)	(2,800)	(96,736)	24,809	(102,740)
Net increase (decrease) in interest payable	880	(18)	5,546	23,960	(283)	30,085
Net increase (decrease) in current and deferred taxes	1,004		(3,989)	31,055	(4,156)	23,914
Net increase in postretirement benefit obligation				5,679		5,679
Net increase (decrease) in other liabilities	2,485	(15)	193	8,379	28,026	39,068

Total adjustments	(514,020)	(139,123)	(118,255)	(400,471)	824,901	(346,968)

Net cash (used in) provided by operating activities	(24,112)	(21,467)	(8,953)	159,156	38,316	142,940

Cash flows from investing activities:
Net decrease (increase) in money market investments	65,797		56,676	(96,747)	(132,274)	(106,548)
Purchases of investment securities:
Available-for-sale			(1,500)	(6,222,302)	603,705	(5,620,097)
Held-to-maturity	(279,985)			(1,197,603)	130,000	(1,347,588)
Other	(3,904)		(7,732)	(68,221)		(79,857)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				5,230,556	(602,505)	4,628,051
Held-to-maturity				1,085,175		1,085,175
Other		1		10,560		10,561
Proceeds from sales of investment securities available-for-sale	14,502	3,271	1,514	612,864		632,151
Net repayments (disbursements) on loans	42,093		(325,438)	(1,732,414)	718,171	(1,297,588)
Proceeds from sale of loans				559,581	(4,510)	555,071
Acquisition of loan portfolios	(4,776)			(3,671,827)	4,510	(3,672,093)
Capital contribution to subsidiaries	(55,559)	(40,000)	(374,161)		469,720
Assets acquired, net of cash				(169,036)		(169,036)
Acquisition of premises and equipment	(15,198)			(130,662)	(612)	(146,472)
Proceeds from sale of premises and equipment				34,846		34,846
Dividends received from subsidiary	332,927				(332,927)

Net cash provided by (used in) investing activities	95,897	(36,728)	(650,641)	(5,755,230)	853,278	(5,493,424)

Cash flows from financing activities:
Net increase in deposits				1,306,173	24,730	1,330,903
Net increase in federal funds purchased and assets sold under agreements to repurchase	6,690		71,300	429,797	69,825	577,612
Net (decrease) increase in other short-term borrowings	(31,174)	4,620	163,892	1,191,070	(224,893)	1,103,515
Net proceeds from (payments of) notes payable and capital securities	103,671	(8,573)	382,342	2,573,216	(530,890)	2,519,766
Dividends paid to parent company				(247,927)	247,927
Dividends paid	(168,927)					(168,927)
Proceeds from issuance of common stock	17,243			15,000	(15,000)	17,243
Treasury stock acquired				(1,259)		(1,259)
Capital contribution from parent		62,155	40,000	374,915	(477,070)

Net cash (used in) provided by financing activities	(72,497)	58,202	657,534	5,640,985	(905,371)	5,378,853

Net (decrease) increase in cash and due from banks	(712)	7	(2,060)	44,911	(13,777)	28,369
Cash and due from banks at beginning of year	995	47	2,444	722,181	(37,577)	688,090

Cash and due from banks at end of year	$283	$54	$384	$767,092	$(51,354)	$716,459

[P101]

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2002

	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income	$470,915	$92,965	$88,403	$486,137	$(667,505)	$470,915

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiaries	(417,057)	(89,433)	(95,077)	(50,442)	652,009
Depreciation and amortization of premises and equipment	814			72,193		73,007
Provision for loan losses				195,939		195,939
Amortization of intangibles				7,844		7,844
Net (gain) loss on sale of investment securities	(67,778)		68	(3,384)		(71,094)
Net gain on disposition of premises and equipment				(3,369)		(3,369)
Net gain on sale of loans, excluding loans held-for-sale				(12,550)		(12,550)
Net amortization of premiums and accretion of discounts on investments				29,408	(1,112)	28,296
Net amortization of premiums and deferred loan origination fees and costs				77,804	(4,540)	73,264
Earnings from investments under the equity method	(1,442)	(3,852)				(5,294)
Stock options expense	217			1,277	(4)	1,490
Net decrease in loans held-for-sale				81,893	(4,255)	77,638
Net increase in trading securities				(138,811)		(138,811)
Net decrease in accrued income receivable	89	1	711	8,307	(711)	8,397
Net increase in other assets	(2,651)	(1,957)	(868)	(76,297)	1,002	(80,771)
Net increase (decrease) in interest payable	22	(24)	10,335	(12,690)	755	(1,602)
Net (decrease) increase in current and deferred taxes	(267)		18,166	(15,380)	(6,650)	(4,131)
Net increase in postretirement benefit obligation				7,391		7,391
Net increase (decrease) in other liabilities	1,544	(9)	(49,310)	14,848	(57,064)	(89,991)

Total adjustments	(486,509)	(95,274)	(115,975)	183,981	579,430	65,653

Net cash (used in) provided by operating activities	(15,594)	(2,309)	(27,572)	670,118	(88,075)	536,568

Cash flows from investing activities:
Net (increase) decrease in money market investments	(111,360)		(47,182)	111,281	369,014	321,753
Purchases of investment securities:
Available-for-sale		(3,108)	(25,137)	(7,137,932)	444,738	(6,721,439)
Held-to-maturity				(667,127)		(667,127)
Other	(300,038)			(36,905)	300,000	(36,943)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				6,608,023	(443,525)	6,164,498
Held-to-maturity				661,555		661,555
Other				43,353		43,353
Proceeds from sales of investment securities available-for-sale	83,003		25,069	702,468		810,540
Net repayments (disbursements) on loans	88,055		61,960	(1,359,365)	309,257	(900,093)
Proceeds from sale of loans				370,755		370,755
Acquisition of loan portfolios				(2,970,276)		(2,970,276)
Capital contribution to subsidiaries	(212,090)	(180,000)			392,090
Assets acquired, net of cash				(1,079)		(1,079)
Acquisition of premises and equipment				(109,664)		(109,664)
Proceeds from sale of premises and equipment				15,785		15,785
Dividends received from subsidiary	135,273			32,000	(167,273)

Net cash (used in) provided by investing activities	(317,157)	(183,108)	14,710	(3,737,128)	1,204,301	(3,018,382)

Cash flows from financing activities:
Net increase in deposits				751,805	(275,498)	476,307
Net decrease in federal funds purchased and assets sold under agreements to repurchase	(10,300)		(498,883)	(268,774)	(71,007)	(848,964)
Net increase (decrease) in other short-term borrowings	6,484	115	(263,291)	254,934	294,820	293,062
Net proceeds from (payments of) notes payable and capital securities	275,528	(215)	596,319	2,219,966	(558,395)	2,533,203
Dividends paid to parent company				(135,273)	135,273
Dividends paid	(134,603)			(32,000)	32,000	(134,603)
Proceeds from issuance of common stock	15,765			3,000	(3,000)	15,765
Proceeds from issuance of preferred stock	180,548			300,000	(297,389)	183,159
Treasury stock acquired				(581)		(581)
Capital contribution from parent		185,494	180,000	2,000	(367,494)

Net cash provided by financing activities	333,422	185,394	14,145	3,095,077	(1,110,690)	2,517,348

Net increase (decrease) in cash and due from banks	671	(23)	1,283	28,067	5,536	35,534

Cash and due from banks at beginning of year	324	70	1,161	694,114	(43,113)	652,556

Cash and due from banks at end of year	$995	$47	$2,444	$722,181	$(37,577)	$688,090

Popular / 2004 / Annual Report	[P102]

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2002

	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income	$351,932	$65,127	$60,269	$393,531	$(518,927)	$351,932

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries	(346,044)	(60,625)	(73,289)	(31,960)	511,918
Depreciation and amortization of premises and equipment	814			73,353		74,167
Provision for loan losses				205,570		205,570
Amortization of intangibles				9,104		9,104
Net loss (gain) on sale of investment securities	2,361		(25)	1,006		3,342
Net gain on disposition of premises and equipment				(1,765)		(1,765)
Net gain on sale of loans, excluding loans held-for-sale				(6,718)		(6,718)
Net amortization of premiums and accretion of discounts on investments				15,980		15,980
Net amortization of premiums and deferred loan origination fees and costs				52,018	(3,782)	48,236
Earnings from investments under the equity method	(1,430)	(4,698)				(6,128)
Stock options expense	148			809		957
Net increase in loans held-for-sale				(151,759)	(1,680)	(153,439)
Net increase in trading securities				(239,240)	(920)	(240,160)
Net decrease in accrued income receivable	29		371	1,906	(712)	1,594
Net decrease (increase) in other assets	1,560	300	1,406	(6,038)	(1,758)	(4,530)
Net (decrease) increase in interest payable	(179)	(47)	17,095	3,556	991	21,416
Net decrease in current and deferred taxes	(339)		(867)	(16,336)	(5,224)	(22,766)
Net increase in postretirement benefit obligation				7,479		7,479
Net (decrease) increase in other liabilities	(2,080)	140	(7,048)	101,223	4,166	96,401

Total adjustments	(345,160)	(64,930)	(62,357)	18,188	502,999	48,740

Net cash provided by (used in) operating activities	6,772	197	(2,088)	411,719	(15,928)	400,672

Cash flows from investing activities:
Net decrease (increase) in money market investments	110,000	1	(9,266)	(169,917)	(195,898)	(265,080)
Purchases of investment securities:
Available-for-sale		(4,721)	(1,932,303)	(7,401,612)		(9,338,636)
Held-to-maturity				(26,588,518)		(26,588,518)
Other	(34,347)			(17,416)		(51,763)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale			1,931,303	5,501,629	(6,000)	7,426,932
Held-to-maturity				27,006,127	(6,000)	27,000,127
Other	38			22,208		22,246
Proceeds from sales of investment securities available-for-sale	93		1,024	1,265,387		1,266,504
Net repayments (disbursements) on loans	28,889		(36,201)	(1,625,754)	261,884	(1,371,182)
Proceeds from sale of loans				592,992		592,992
Acquisition of loan portfolios				(1,220,139)		(1,220,139)
Capital contribution to subsidiaries	(50)	(81)			131
Assets acquired, net of cash				(1,500)		(1,500)
Acquisition of premises and equipment				(143,724)		(143,724)
Proceeds from sale of premises and equipment				15,850		15,850
Dividends received from subsidiary	248,000				(248,000)

Net cash provided by (used in) investing activities	352,623	(4,801)	(45,443)	(2,764,387)	(193,883)	(2,655,891)

Cash flows from financing activities:
Net increase in deposits				1,273,778	(1,811)	1,271,967
Net increase in federal funds purchased and assets sold under agreements to repurchase	10,300		77,265	745,605	99,613	932,783
Net increase (decrease) in other short-term borrowings	29,191	(4,182)	(97,390)	(186,107)	134,808	(123,680)
Net (payments of) proceeds from notes payable and capital securities	(61,141)	8,788	68,565	802,726	(260,296)	558,642
Dividends paid to parent company				(248,000)	248,000
Dividends paid	(108,003)					(108,003)
Proceeds from issuance of common stock	11,166					11,166
Redemption of preferred stock	(102,000)					(102,000)
Treasury stock acquired	(138,847)			(395)		(139,242)
Capital contribution from parent		50		81	(131)

Net cash (used in) provided by financing activities	(359,334)	4,656	48,440	2,387,688	220,183	2,301,633

Net increase in cash and due from banks	61	52	909	35,020	10,372	46,414

Cash and due from banks at beginning of year	263	18	252	659,094	(53,485)	606,142

Cash and due from banks at end of year	$324	$70	$1,161	$694,114	$(43,113)	$652,556

[P103]