Form 10-K, Exhibit 13
period 2005-12-31
POPULAR INC
filed 2006-03-15
CIK 763901

Exhibit 13.1

1	We Connect
2	Letter to Shareholders
8	Banco Popular de Puerto Rico
12	Banco Popular North America
16	Popular Financial Holdings
20	EVERTEC
24	Our Community
29	Institutional Values
30	Corporate Leadership Circle
31	Board of Directors, Popular, Inc.
32	Financial Summary
36	Corporate Information
Popular, Inc., a financial holding company with $48.6 billion in assets, is a complete financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. The Corporation’s finance subsidiary in the United States, Popular Financial Holdings (PFH), operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, loan servicing, and an assets acquisition unit. PFH, through its newly acquired subsidiary E-LOAN, provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, through the financial transaction processing company, EVERTEC. The Corporation is exporting 112 years of experience through the region while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

Popular, Inc.
We connect.
Popular, Inc. began investing in today’s information age years ago, at a time when such investments appeared to carry more risk than reward. Such foresight enabled us to offer a greater range of financial products and services, using both new and traditional channels, to a growing circle of customers and partners. As that circle grows, the need to keep pace with changing technology and the information needs that arise becomes more and more challenging. It’s not just the resources required, but the need for people on both sides of the transaction to adapt, stay current and find opportunity in the unfamiliar. At Popular, we work hard to anticipate what lies ahead by staying connected with our customers, business partners and the industry as a whole. As this report explains, we are only as strong as each of these individual connections. From these connections come new choices, greater efficiency and more satisfied customers. The details change from sector to sector, but, as you will discover, we are learning and growing together, across the full breadth of Popular.

1

Letter to Shareholders
CONNECT
Great organizations are those that can keep their focus in spite of difficult times. The challenges that we faced during 2005, rather than discourage us, strengthened our resolve and made us concentrate on executing the plans we had charted for ourselves. I believe that, despite all the head-winds, we were able to deliver results and took important steps in all of our businesses that place the organization as a whole in an even stronger position.
     The financial services industry experienced rising short-term interest rates and a flattening yield curve, which resulted in us facing a sharp compression of our net interest margin. It was also a particularly difficult year for the sector in Puerto Rico. Accounting issues related to mortgage loan transactions led four institutions to announce the restatement of their financial results. This instability had a substantial impact in the market value of local financial institutions.
     At Popular, we have carefully reviewed our accounting of this type of transaction and we are confident that our previously filed financial statements are fairly stated and that no restatement is necessary. However, the uncertainty created by this situation probably affected our stock price. Popular’s stock closed at $21.15 on December 30, 2005, a decline of 27% when compared to the closing price of 2004.
WE CONNECT

During 2005, we took important steps to expand our franchise into new markets and new businesses.
     Despite the difficult year, our shareholders demonstrated their long-term outlook and the trust they have in Popular when they fully subscribed approximately $220 million in newly issued common shares in a subscription rights offering that closed on December 19, 2005. Even though subscription rights offerings have fallen out of style, our vision remains to allow shareholders who own the company to have a preference whenever we need to increase capital. We are proud of our shareholders’ response and, at the same time, conscious of the responsibility that their trust entails.
     Net income for 2005 reached $540.7 million, an increase of 10.4% over 2004. The results for the year include $67.4 million in gains on the sale of investment securities, compared with $15.3 million in 2004. Net income represented a return on assets (ROA) of 1.17% and a return on equity (ROE) of 17.12%. Earnings per common share (EPS), for 2005 were $1.98 basic and $1.97 diluted, compared to $1.79 for both in 2004.
     During 2005, we took important steps to expand our franchise into new markets and new businesses.
     In November of 2005, we acquired E-LOAN, an online consumer direct lender that originated approximately $5.4 billion in mortgage, auto and home equity loans in 2005. E-LOAN connects us to additional customers, giving us a new online distribution and origination channel. When we first looked at E-LOAN, we were impressed with their innovative approach, their technology capabilities, the strength of their brand and their focus on excellent customer service. We knew immediately it would be a great fit with Popular. Through this merger, Popular will further expand its penetration into the U.S. market, complement its existing non-prime businesses and significantly enhance its technology platform to support its growth strategy. E-LOAN’s senior management is part of our Popular Financial Holdings team and we are excited about the opportunities that this partnership presents.
     We also committed to invest approximately $125 million to acquire 19.99% of UBCI, holding company

POPULAR 2005	2/3

With the same level of discipline and focus on execution, we will continue to thrive in the years ahead.
for Grupo Cuscatlán, the second largest financial group in Central America. This investment will give us the opportunity to participate more actively in commercial banking activities in Central America, a growing banking market, and better positions us to further expand our processing services in the region.
     We believe that initiatives such as these, which take us into new markets, products and delivery channels, coupled with the strength of our existing businesses will allow us to continue strengthening our franchise and delivering strong financial results for our shareholders.
     We also made some difficult decisions in 2005. After carefully weighing the benefits and risks associated with the business, we sold substantially all of the assets of Popular Cash Express (PCE), our wholly-owned check cashing operation in the U.S. We found ourselves constrained in our ability to compete against non-bank owned check cashers, which are less regulated than banking institutions. The requirements related to Bank Secrecy Act (BSA) compliance, coupled with our decision to remain outside the payday lending business, impacted PCE’s profitability. Nevertheless, we will remain an active participant in the industry as a lender and servicer to other retail check cashing institutions and we will continue to collaborate with regulators and lawmakers to accelerate the integration of unbanked individuals into mainstream financial services.
Each of our four business circles successfully executed the key initiatives we had identified for 2005.
Banco Popular de Puerto Rico:
WE CONNECT WITH OPTIONS
Banco Popular de Puerto Rico focused on leveraging its position as the institution that meets all the financial needs of its customers and enhancing customer service. The integration of all financial services in Puerto Rico under one umbrella has facilitated collaboration among units. These efforts, combined with a renewed emphasis on sales productivity, resulted in an increase in market share in almost every segment. Despite our remarkable success in
WE CONNECT

this market, there is always room for growth. We will continue to execute our strategies with the intention of becoming the leader in each and every financial service business in Puerto Rico.
Banco Popular North America:
WE CONNECT TO DREAMS
Banco Popular North America successfully integrated and converted two acquisitions announced in 2004 — Quaker City Bancorp and Kislak National Bank — and continued with its two-pronged strategy of becoming the premier community bank in the markets it serves, as well as developing niche businesses where it can add value. Its customer acquisition program continued to bring in new customers and significant checking account growth, and specialized lending initiatives such as SBA, middle market and construction lending produced solid results in 2005. Financial results were in line with our expectations, with net income growing 82% over 2004.
Popular Financial Holdings:
WE CONNECT WITH OPPORTUNITY
Popular Financial Holdings (PFH), our consumer finance, mortgage and servicing business in the United States, had a difficult year due to the impact that competition and the flattening of the yield curve had on its net interest margin and, consequently, on its financial results. We continue to take steps to improve going forward. Despite these challenges, PFH had a record-breaking year in terms of production, with originations reaching $9.9 billion, added 38 stores to its retail franchise and successfully entered the third party servicing business, achieving the highest servicer rating from Standard & Poor’s.
EVERTEC:
WE CONNECT WITH TECHNOLOGY
EVERTEC, Popular’s processing and technology out-sourcing company, completed its first full year of operations in 2005, delivering excellent results. The acquisition of ScanData Puerto Rico, a financial services processing company, provides EVERTEC with the opportunity to expand its item processing services to other financial institutions and to market image technology in the Americas. EVERTEC also reinforced its business in Central America, giving the local operation more autonomy to better respond to client needs and enhancing our technology infrastructure by consolidating our Central American processing facilities in Costa Rica. Excellent performance across business units resulted in a net income increase of 74% when compared to the previous year.

POPULAR 2005	4/5

Our Community:
WE CONNECT TO PEOPLE
Connecting with our communities is a critical part of what we do as an organization. That vision was very much present when we were founded more than 112 years ago, and it has remained paramount throughout our history. We do it through our business activities, and we do it through philanthropic initiatives in all of the markets we serve. Our employees contribute financial resources as well as their time and expertise through volunteer activities. USA Today recognized Popular by giving us a national Make a Difference Day Award for our participation in 2004. In 2005, once again, more than 4,000 employees mobilized and touched people in need in communities from Puerto Rico all the way to California. Fundación Banco Popular in Puerto Rico and the Banco Popular Foundation in the United States granted $927,585 and more than $200,000, respectively, to over 60 non-profit organizations engaged in educational and community development projects.
     During the first quarter of 2005, we entered into a five-year agreement to be the official bank of the New York Mets, the largest sports marketing partnership in Popular’s 112 year history. This agreement includes substantial advertising and community outreach opportunities for Banco Popular, including the operation of all ATMs at Shea Stadium. We firmly believe that this sort of initiative strengthens our brand and allows us to better connect with the communities we serve.
     The accomplishments that I have shared are a direct result of the hard work and dedication of more than 13,000 employees that every day strive to create and maintain meaningful connections with every person and group touched by Popular. We are also fortunate to have the guidance of a Board of Directors deeply committed to our organization and its future. This year, Mr. Félix J. Serrallés Nevares will retire from the Banco Popular de Puerto Rico Board of Directors upon reaching the mandatory retirement age. As a Director of BanPonce Corporation since 1966, and later joining the Banco Popular and Popular, Inc. Boards, Mr. Serralls has been advising this organization for 40 years. We are very grateful for his support and important contributions throughout the years.
     The outlook for 2006 points to another challenging year, but we are optimistic and expect that, with the same level of discipline and focus on execution, we will continue to thrive in the years ahead.

RICHARD L. CARRIÓN

Chairman

President

Chief Executive Officer
WE CONNECT

Connect: In thousands of locations and in hundreds of ways, the people of Popular connect each day with customers, the community and each other. Those connections bind us, make us strong, and allow us to continue building relationships that will chart Popular’s course for years to come.
6/7

Banco Popular de Puerto Rico
We connect with options.
Being the market leader and Puerto Rico’s largest financial institution makes us no less aggressive when it comes to identifying, competing for and retaining new business. Customers expect and deserve the highest possible levels of choice and service. Banco Popular de Puerto Rico delivers a complete array of individual and commercial banking services to people across the island, day and night, whether they are banking at home or at one of our hundreds of locations. Our value as a company rests with our front-line staff, well trained and eager to go the extra mile. We attract customers with very competitive rates on a range of savings, checking, and loan products. We keep and build upon that client base with a responsive, customer-first approach.

POPULAR 2005	8/9

Banco Popular de Puerto Rico
Banco Popular de Puerto Rico, the leading financial institution in Puerto Rico, connects customers to countless options to cover their financial needs. Through our comprehensive network of delivery channels, our customers can reach us at any time. In 2005, we held fast to our resolve to remain the leading financial institution on the island and delivered superior results amidst the challenging environment surrounding Puerto Rico’s banking industry.
Throughout the year, we significantly grew our deposit and loan portfolios, despite a difficult interest rate scenario and aggressive competition. Deposit market share grew to 32.6% and loan market share resulted in 23% for 2005. We also enhanced our credit policies to reflect a renewed strategy, increasing our portfolio profitability without sacrificing credit-worthiness.
     Our branch network continues to offer convenience to our customers. We remodeled over 10% of branches and added three new ones. This brings our total number of branches to 194, by far the largest network in Puerto Rico. We also improved our online banking website, Mi Banco (My Bank), and launched a mobile banking platform.
     To further enhance customer satisfaction, we focused intently on our retail service initiative Sonrisa (Smile).
Through Sonrisa, we trained our entire sales staff in consultative sales and customer service, better preparing them to keep fulfilling our customers’ demanding standards. Sales per month per employee increased 20% in 2005. We also launched the Branch Service Index to measure service standards at every branch.
     Meanwhile, more customers than ever expressed satisfaction with Banco Popular de Puerto Rico; 73% intend to acquire more of our products and services, 93% will continue banking with us, and nine out of 10 customers would recommend us to a friend, a reflection of the trust our customers continue to place on us.
     Through our commercial banking centers and branches, we consulted small and middle market business owners,
WE CONNECT

Being Puerto Rico’s largest financial institution has not made us any less aggressive when it comes to identifying and competing for new business.
leading to a loan portfolio growth of 12% over 2004. Because this is an important segment for the bank, we continued to streamline our underwriting process to improve ease of doing business with us, while lowering our expenses. We also reached out to real estate developers on the island, notably increasing our construction loan portfolio by $193 million over 2004.
     Our commercial customers now enjoy an improved online banking experience by accessing real-time deposit account balances, transaction information, and applying for letters of credit. They also enjoy greater fraud prevention security when using electronic services thanks to the implementation of the positive pay modules. Internet-initiated wire transfers now require password-generating tokens, which are considered one of the safest authentication systems in the industry. The Merchant Acquisition group also had a strong year, increasing revenues 13% and adding over 260 customers per month. All these efforts allowed Popular to grow non-interest bearing commercial deposits 7.4% in 2005.
     Meanwhile, our Consumer Lending group spearheaded significant accomplishments. Total loan portfolio growth for the group totaled $432 million. Our credit card, auto lending and installment loans experienced the highest increase in volume. Total mortgage loan originations climbed to $1.8 billion in 2005 or 24% over 2004.
     Popular Finance positioned itself for future growth by reinforcing internal capabilities, expanding its branch network by seven branches during the second half of the year, and rolling out a platform for the indirect lending program, which will boost competitiveness in this important segment.
     The Financial Services and Investments unit had a good year, completing the acquisition of a financial advisory and investment management firm, Financial Planning Group Corp. Popular Asset Management increased assets under management by $295 million. Popular Insurance continued to penetrate the insurance market by increasing premiums written to $144 million versus $138 million in 2004, representing a 4% increase.
     Encouraged by our strong performance in 2005, we will continue to provide strong financial results and will seek to connect clients to our extensive distribution network and variety of first-class financial services.

POPULAR 2005	10/11

Banco Popular North America
We connect to dreams.
Popular continues to expand our franchise in the United States by offering the most complete financial services in the communities we serve, while leveraging our unique advantages in the Hispanic market. In March 2005, Banco Popular North America entered into a five-year agreement to become the official bank of the New York Mets. The agreement includes the operation of all ATMs at Shea Stadium, along with multiple branding and sponsorship opportunities. BPNA enticed new customers with a Mets ticket offer to all who opened a new account at a New York area branch. BPNA will also play a significant role in the Mets’ community outreach efforts, co-sponsoring the Mets’ summer reading program with the New York Public Library, and spearheading a ticket distribution program to community organizations.

POPULAR 2005	12/13

Banco Popular North America
Throughout 2005, Banco Popular North America (BPNA) connected with communities; guided by our New Day strategic roadmap and focusing on our goal to make dreams happen for our neighbors in the communities we serve, we effectively laid down the foundation to continue building a strong franchise in the United States.
BPNA delivered significant growth in 2005, with net income reaching $99.2 million from $54.5 million in 2004 – an increase of 82%. Loans jumped 15%, deposits increased 19% and fee income grew 20% during 2005.
     Organic growth (excluding acquisitions) was supplemented by the successful integration and systems conversion of two recent acquisitions (Quaker City Bank and Kislak National Bank). Organic loan and customer deposit growth rates were 13% and 8%, respectively. Loans and deposits from the two acquisitions grew by 10% and 3%, respectively – a solid showing for the first year.
     Key niche lending initiatives experienced double-digit growth. Our Small Business Administration (SBA) lending group was restructured and new leadership re-energized lending efforts that continued to move the needle on BPNA’s goal of becoming a top three SBA lender in the markets we serve. SBA loan originations went from $165 million in 2004 to $254 million in 2005 – an increase of 54%. Middle
Market lending also proved very profitable with loans increasing from $280 million in 2004 to $390 million in 2005 – an increase of 39%. Another success story for BPNA is our “non-conventional” mortgage program, which expanded to 11 states and achieved $241 million in originations, or a 57% increase over 2004.
     In 2005, we launched our Got Passion? customer campaign, raising awareness about our commitment to customers and creating multiple channels for their feedback to better address their needs. Our customers responded well to the further refining of our Value Proposition: delivering an extraordinary customer experience. As a reflection of our effort, retail checking account openings increased by 71% over 2004 and business accounts grew by 29%.
WE CONNECT

With the 2005–2008 strategic plan, Seize the Future, we begin our next stage of development.
     During the first quarter of 2005, we entered into a five-year agreement to be the official bank of the New York Mets. This agreement includes substantial advertising and community outreach opportunities for Banco Popular, including the operation of all ATMs at Shea Stadium.
     We also provided Our People, better known as DreamMakers, with best-in-class Human Resources practices that were acknowledged by receiving regional Best Company recognitions in Chicago and Orlando for BPNA, and in St. Louis for Popular Leasing, U.S.A. Our efforts in this area successfully produced a more engaged and effective workforce.
     In 2005 we also had to make some difficult decisions. Having analyzed the benefits and risks associated with the business, the Corporation sold most of the assets of Popular Cash Express (PCE), a wholly-owned check cashing operation in the United States. It became hard to compete against non-bank owned check cashers, which are less regulated than us. The requirements related to Bank Secrecy Act (BSA) compliance, along with our decision to remain outside the payday lending business, impacted PCE’s profitability. We will, however, remain an active participant in the industry as a lender and servicer to other retail check cashing institutions.
     The period from 2001 through 2005 was marked by the launch, execution and successful completion of our New Day initiative, a time when BPNA faced great challenges and opportunities. As an organization, we dreamt big and took our achievements to a new level, boldly responding with results that tell the story.
     The Shared Agreement process that began in 2001 effectively aligned employee actions and goals with our company’s vision and business goals. As a result, assets more than doubled from $5.7 billion in 2001 to $12 billion in 2005; non-performing assets to total loans dropped to 0.72%; net income almost doubled to reach $99.2 million, and market share grew within our footprint. All the while employee headcount remained unvarying — even after two acquisitions.
     With the 2005–2008 strategic plan, Seize the Future, we begin our next stage of development, with the goal to substantially grow our customer base, revenues and earnings. BPNA will continue to improve financial performance by creating daring goals for our next round of dreams.

POPULAR 2005	14/15

Popular Financial Holdings
We connect with opportunity.
Successful communities rely on inclusive and widespread home ownership, vibrant commercial districts and sustainable job generators. Popular Financial Holdings enables neighborhood growth and renewal by serving retail customers directly through its Equity One subsidiary, producer of prime and non-prime mortgage loans, unsecured loans and sales finance. Popular Financial Services, LLC and Popular Warehouse Lending, LLC work with mortgage bankers at the wholesale level. A newly acquired subsidiary, E-LOAN, provides online consumer direct lending to obtain mortgage, auto and home equity loans. All four primary businesses share centralized support and a strategy calling for increased cross selling, geographic expansion and an increasingly diversified loan portfolio.

POPULAR 2005	16/17

Popular Financial Holdings
In 2005, Popular Financial Holdings (PFH), Popular’s consumer finance, mortgage, and servicing group in the United States, connected to opportunities for future growth in support of its mission to be the lender of choice for customers. PFH moved forward and achieved important origination goals, even when faced with the difficulties in the mortgage lending industry and the adverse effects of a flattening yield curve. These factors resulted in earnings for 2005 being well below our earnings in 2004 and our expectations for the year.
With the restructuring of PFH last year, the Corporation opened the door to stimulate its growth. Throughout 2005, we seized every opportunity to do so, successfully achieving our expansion goals. We began by opening 38 new branch offices in six states, along with acquisitions, which also fueled growth during 2005.
     Popular, Inc. acquired online consumer direct lender E-LOAN in November, aligning both companies to reap great benefits from the partnership. Thanks to the acquisition, PFH will expand its national footprint and significantly improve its technology platform and Internet presence, while E-LOAN will gain access to Popular, Inc.’s financial and capital markets and PFH’s non-prime products.
     The acquisition of Infinity Mortgage, which we completed in November, complements our existing direct mail efforts by adding a national call center. The partnerships with E-LOAN and Infinity Mortgage also provide an opportunity to expand our loan servicing business. Following the acquisitions, PFH’s network of operations now stands at 213 offices in 34 states; we are also licensed to do business in all 50 states.
     PFH also entered two new businesses: manufactured housing and third party servicing. Through Popular Housing Services, we offer manufactured housing loans in 14 states. Third party servicing, which won its first bid this year, allows us to generate income without the collateral risk of owning a loan portfolio.
WE CONNECT

We garnered an upgrade of our servicer ratings from Moody’s to “Above Average” and from Standard & Poor’s to “Strong.”
     In 2005, PFH reorganized into four business groups in order to incorporate growth and best execute its mission. The groups Retail Operations, Wholesale Operations, E-LOAN and Commercial Operations – each with its own leader – will give each business the autonomy to react to market demands by operating in a more entrepreneurial style while remaining in a corporate environment, combining the best of both worlds.
     PFH also connected to opportunities to grow its core business of mortgage loan originations. Retail Operations, which represent 20% of the PFH mortgage loan portfolio, originated more than $1.7 billion of mortgage loans in 2005, a 23% increase over 2004. Retail Operations also increased the number of loan officers by 25% over 2004, and the average loan amount closed per officer increased by 18% over 2004. As a key element of this group, the Consumer Services lending operation originated $762 million in mortgage secured and unsecured personal loans.
     Wholesale Operations, which represent 80% of our mortgage loan portfolio, had total originations of $4.3 billion. Wholesale volume, through our broker network, experienced an increase of 50% over 2004. The average loan amount closed per account manager increased by 21% in 2005. The profitability of the Asset Acquisitions group, however, was significantly below our expectations, due to the continued flattening of the yield curve in 2005.
     Popular Warehouse Lending, which targets small and mid-sized mortgage bankers by providing revolving lines of credit to finance mortgage loans, originated $2.6 billion in 2005. The combined production of all our units resulted in $9.9 billion in originations in 2005, a record year for us.
     PFH’s managed portfolio surpassed the $10 billion mark, heading the company toward its ambitious goal of $25 billion by 2010. We also garnered an upgrade of our servicer ratings from Moody’s to “Above Average” and from Standard & Poor’s to “Strong,” an outstanding vote of confidence in our ability to best serve the market.
     We will continue to connect to and seek opportunities that fully support our mission of being the preeminent employer, lender and investment of choice. We will continue to execute on our goal of providing an exceptional customer experience and doing things the right way, every day.

POPULAR 2005	18/19

EVERTEC
We connect with technology.
Ongoing investment in electronic transaction infrastructure continues to quicken the pace of change for both financial institutions and their customers. EVERTEC, the financial transaction processing arm of Popular, offers its experience in technology and electronic banking throughout Latin America and the Caribbean. EVERTEC provides the software, hardware and services businesses need to be successful and profitable. By always identifying and pursuing the leading edge of technology, we help clients do more in less time. As the cost of communication and information technology decline, new scaleable and flexible solutions for acquiring, processing, and storing information are found. This allows financial markets to expand and deepen, and new opportunities to emerge.

POPULAR 2005	20/21

EVERTEC
EVERTEC keeps its customers connected to the world by providing dynamic information technology solutions that eradicate barriers, shorten distances, and open doors to new markets. In 2005, EVERTEC completed its first full year of operation, focusing on growing core revenues and increasing operational efficiency. We also grew through acquisitions, strategic alliances and the expansion into new service areas.
In May, we acquired 100% of all issued outstanding shares of ScanData Puerto Rico, an item processing provider. With the acquisition, EVERTEC processes close to 60% of all checks in Puerto Rico. We also gained the rights to provide ScanData’s proprietary imaging technology in the Americas. ScanData’s Atril technology facilitates the digital processing of checks as permitted under the Check 21 Act and can also be used for processing, storing, sending and revising documents. This acquisition further solidifies our geographical expansion and effectively gives EVERTEC the potential to expand our document processing offering beyond check imaging.
     Popular also signed an agreement for the acquisition of a 19.99% equity participation in UBCI, the holding company of Grupo Cuscatlán and the second largest financial institution in Central America. This agreement advances Popular, Inc.’s objectives to offer high-quality technological services and participate in the economic growth of the Central American region.
     On August 18, 2005, EVERTEC acquired all of Valiant Inc.’s contracts in Puerto Rico. Valiant, Inc. is a software development company specializing in workforce time management solutions. The addition of Valiant’s software to EVERTEC’s service offering portfolio allows us to further expand our customer base and provides EVERTEC with an additional source of fee based income.
     At year end, our flagship ATH network, which spans Puerto Rico, Costa Rica and the Dominican Republic, had processed more than 460,158,944 transactions through 4,374 ATMs and 85,292 POS terminals. We also increased by 7% the number of affiliated financial institutions in 2005. In Puerto Rico, we celebrated a landmark in the history of the ATH network, its 21st anniversary. Two decades after its inception, the ATH network has grown to include 1,439 ATMs and 49,466 POS terminals across the island.
WE CONNECT

In Puerto Rico, we celebrated a landmark in the history of the ATH® network, its 21st anniversary.
     In Costa Rica, we experienced significant growth, servicing 23 institutions and operating 728 ATMs and 5,785 POS terminals. In El Salvador, we integrated the Serfin, S.A. switch into Costa Rica’s platform, after having acquired 31% of the operation the previous year. In that market, we serviced five institutions and operated 710 ATMs and 4,700 POS terminals. In the Dominican Republic, Consorcio de Tarjetas Dominicanas (CONTADO) closed the year with 1,316 ATMs and 25,341 POS terminals, processing 64,663,980 transactions.
     This year, EVERTEC expanded its healthcare transaction processing business with the launch of EVERGate, a universal clearinghouse for health insurance transactions. The system, which is compatible with all medical insurance programs, sends and receives electronic transactions in a single connection. With EVERGate, we have raised the bar for electronic healthcare transaction processing in Puerto Rico, providing our customers with a system that offers the utmost convenience and simplicity.
     The redesign of our banking technology infrastructure, one of Popular’s most important long-term investments, continues on track. During 2005, we launched a pilot program to test the integration of several banking delivery channels to our centralized customer data integrator, the Transaction Vault (TV), the design of which was completed the previous year. Full implementation of the TV and its connection to delivery channels for all Banco Popular de Puerto Rico customers is planned for 2006. The TV will provide a consistent and single customer view that will enable the Bank to identify and address service and sales opportunities at the point of contact with its customers, regardless of the delivery channel they select. We also streamlined the areas of cash and item processing and printing, changes that required a small capital investment but will result in greater cost efficiency.
     As we continue to expand our processing business, we will not falter in our commitment to the highest standards of quality and service. We remain focused on connecting our customers to the latest, most advanced and cost efficient technology available to enable the transformation of their business processes and enhance, simplify and improve their lives.

POPULAR 2005	22/23

Our Community
We connect to people.
At Popular we believe we are much more than a financial institution. We are a proud member and a reflection of every community we serve. Popular and its employees connect with the community in a variety of ways. At the corporate level, we direct donations and sponsor programs that focus on our three primary philanthropic goals: education, financial literacy and economic development. We also work to enrich the lives of our customers and all community members through the arts, cultural awareness and sports as a means to foster the spirit of achievement among our youth. The spirit of giving and a shared commitment to community is one of the core leadership qualities we seek in each of our employees. Our desire to be engaged with the community, both inside and outside the doors of our offices, is a critical component of what we stand for.

POPULAR 2005	24/25

Our Community
Throughout its 112-year history, Popular has held the institutional value of social commitment paramount. We believe that our best investment is the one we make to support the education and development of the communities we serve. As such, we are committed to proactively contribute to the social and economic well-being of our communities through our philanthropic endeavors and the collective efforts of our employees.
In 2005, Our People showed this commitment in the aftermath of the worst tragedy to hit the United States in a long time. Moved by the devastation in the Gulf Coast following hurricane Katrina, our employees and customers rallied to contribute to the relief effort. We raised more than $366,000 across the Corporation, which was donated to the American Red Cross and launched a company-wide drive to collect emergency items for the displaced families. The solidarity campaign with the victims of hurricane Katrina resulted in the donation of over 25,000 pounds of emergency items to Katrina refugees in Texas.
     Regulators recognized our commitment to community development by granting BPPR and BPNA an “Outstanding” Community Reinvestment Act (CRA) rating in 2005.
Puerto Rico
Fundación Banco Popular, Popular’s philanthropic arm in Puerto Rico, invested $927,585 to support 46 not-for-profit organizations that champion education and community development. Our contribution sponsors such initiatives as after school programs, mentorship, high school dropout prevention, and education through the arts. Our investment also supported community self help efforts, leadership development and organizational training for community leaders.
     Popular employees in Puerto Rico showed their dedication to community development, donating time and funds to various organizations. Through our Volunteers in Action program, more than 4,000 employees and their family and friends participated in various volunteer service activities for more than 15,000 hours served. For the third consecutive year, Popular joined the nationwide Make a Difference Day, when more than 3,500 employees donated 11,250 hours of volunteer service to 140 projects. On this day, Popular employees made a difference in the lives of more than 7,000 members of the community and the Corporation invested approximately $100,000 towards their projects.
      Our contribution to the Jóvenes de Puerto Rico en Riesgo (Puerto Rico Youth at Risk) organization is a shining example of our strong pledge to the progress of our communities. Of the 30 mentors involved in the organization, 12 are Popular employees. Fundación Banco Popular
WE CONNECT

We are committed to proactively contribute to the social and economic well-being of our communities.
donated $85,000 this year to the organization, which helps lower the incidence of high school dropouts, teenage pregnancies, and drug use through mentorship in high-risk communities.
     The voluntary payroll deduction program reached 61% participation this year and raised $483,277. Also, 61% of the organizations that received funding this year have employee liaisons that serve as volunteers or board members and represent the organization before the Fundación Banco Popular Board of Trustees.
     Fundación Banco Popular strengthened its commitment to education by adding the Rafael Carrión Jr. Academic Excellence Award to our existing scholarships program. In conjunction with the College Board, we granted 85 students $1,000 awards for having achieved the highest scores in the local college entrance examination. In addition, Fundación Banco Popular granted $50,000 toward an endowment for scholarships to the Berklee College of Music in Boston, Massachusetts.
     The Rafael Carrión Jr. Scholarship Fund entered its 14th year of providing scholarships to the children of Popular employees and retirees. In 2005, 122 scholarships were granted for a total of $173,600. Since 1994, Popular has also provided scholarships for 14 Puerto Rican students to attend the Wharton School of the University of Pennsylvania, an investment of $370,500.

     In October, Fundación Banco Popular forged an alliance with the Leader to Leader Institute, Sagrado Corazón University, and Fundación Compromiso de Argentina to present the self-evaluation model developed by renowned author and managerial theorist Peter Drucker to not-for-profit organizations in Puerto Rico. One hundred and forty people representing 40 organizations participated in the first event, where we offered the self-evaluation model called Excellence in Performance: The Drucker Self-Assessment Tool for Nonprofit Organizations. In addition, five organizations remain engaged in the self-assessment process until May, 2006.

POPULAR 2005	26/27

     Fundación Banco Popular also continues to run the Rafael Carrión Pacheco Exhibition Hall, where Algo de valor: una exhibición sobre el dinero para niños y adultos (Something of Value: an exhibit about money for children and adults) is currently on display. This year, we hosted photography workshops that asked young people to exalt what they most value of their surroundings, their communities. This sustained educational program has achieved the attendance of more than 28,000 visitors to the current exhibition.
United States
In the United States, we celebrated the first year of the Banco Popular Foundation, which was established to carry on Popular’s philanthropic tradition in the communities served by Banco Popular North America (BPNA).
     Our Foundation made dreams happen for 16 not-for-profit organizations across the United States, investing more than $200,000 in the areas of education and youth ($105,000), health and supported living ($78,000) and community development ($22,000). These grants were made possible by the generosity of Our People, with 12% of BPNA employees participating in our matching gift program. We also made contributions to other organizations which foster education and community development, including Junior Achievement ($118,000 raised at our Bowl-A-Thons) and the Puerto Rican Day Parade Scholarship Fund in New York ($20,000).
     In addition, hundreds of our employees took advantage of their 16 hours of community service paid time off to give back to their communities. Through the It’s in Our Hands Volunteer Program, Our People invested 32,400 hours in local projects and initiatives and nearly 70% of our officers are actively engaged in community service.
     BPNA participated in the 2005 Make a Difference Day, sponsored by USA Weekly Magazine and the Points of Light Foundation, with more than 500 employees volunteering at 40 different locations for a total of 2,344 service hours. Our subsidiaries also contributed significantly to our community involvement goals. Popular Leasing, U.S.A. (PLUSA), for example, was named a winner in the 2005 Greater St. Louis Top 50 Businesses Shaping Our Future thanks to their commitment to the community. A total of 84% of PLUSA’s employees volunteered more than 3,000 hours in the St. Louis community in 2005.
     The work of Fundación Banco Popular and Banco Popular Foundation, along with the support of Popular employees continues to make a difference towards the improvement of the communities we serve. It is our goal to establish long-lasting, productive connections to improve the lives of the people who make up those communities.
WE CONNECT

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
These words, written in 1928 by Don Rafael Carrión Pacheco, Executive Vice President and President (1927–1956), embody the philosophy of Popular, Inc.
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
These words by Don Rafael Carrión Jr., President and Chairman of the Board (1956–1991), were written in 1988 to commemorate the 95th anniversary of Banco Popular de Puerto Rico, and reflect our commitment to human resources.
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
Processing
Provide added value by offering integrated technological solutions and financial transaction processing.

POPULAR 2005	28/29

Corporate Leadership Circle
ROBERTO R. HERENCIA
Executive Vice President, Popular, Inc.
President, Banco Popular North America
RICHARD L. CARRIÓN
Chairman
President
Chief Executive Officer
Popular, Inc.
BRUNILDA SANTOS DE ÁLVAREZ, ESQ.
Executive Vice President, Chief Legal Counsel
Popular, Inc.
JORGE A. JUNQUERA
Senior Executive Vice President
Chief Financial Officer
Popular, Inc.
DAVID H. CHAFEY JR.
Senior Executive Vice President, Popular, Inc.
President, Banco Popular de Puerto Rico
BILL WILLIAMS
Executive Vice President, Popular, Inc.
President, Popular Financial Holdings
TERE LOUBRIEL
Executive Vice President
People, Communications and Planning
Popular, Inc.
AMÍLCAR JORDÁN, ESQ.
Executive Vice President
Risk Management
Popular, Inc.
FÉLIX M. VILLAMIL
Executive Vice President, Popular, Inc.
President, EVERTEC, Inc.
WE CONNECT

Board of Directors, Popular, Inc.
WILLIAM J. TEUBER JR.
Chief Financial Officer, EMC Corporation
SAMUEL T. CÉSPEDES, ESQ.
Secretary of the Board of Directors
Popular, Inc.
RICHARD L. CARRIÓN
Chairman
President
Chief Executive Officer
Popular, Inc.
JOSÉ R. VIZCARRONDO
President and Chief Executive Officer
Desarrollos Metropolitanos, S.E.
MARÍA LUISA FERRÉ
Executive Vice President, Grupo Ferré Rangel
FREDERIC V. SALERNO
Investor
MANUEL MORALES JR.
President, Parkview Realty, Inc.
JOSÉ B. CARRIÓN JR.
President, Collosa Corporation
FRANCISCO M. REXACH JR.
President, Capital Assets, Inc.
JUAN J. BERMÚDEZ
Partner, Bermúdez & Longo, S.E.

POPULAR 2005	30/31

Condensed Consolidated Statements of Condition

	At December 31,
(In thousands)	2005	2004

Assets
Cash and due from banks	$906,397	$716,459
Money market investments	749,423	879,640
Trading securities, at market value	519,338	385,139
Investment securities available-for-sale, at market value	11,716,586	11,162,145
Investment securities held-to-maturity, at amortized cost	153,104	340,850
Other investment securities, at lower of cost or realizable value	319,103	302,440
Loans held-for-sale, at lower of cost or market	699,181	750,728

Loans held-in-portfolio	31,308,639	28,253,923
Less – Unearned income	297,613	262,390
Allowance for loan losses	461,707	437,081

	30,549,319	27,554,452

Premises and equipment	596,571	545,681
Other real estate	79,008	59,717
Accrued income receivable	245,646	207,542
Other assets	1,325,800	1,046,374
Goodwill	653,984	411,308
Other intangible assets	110,208	39,101

	$48,623,668	$44,401,576

Liabilities and Stockholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$3,958,392	$4,173,268
Interest bearing	18,679,613	16,419,892

	22,638,005	20,593,160
Federal funds purchased and assets sold under agreements to repurchase	8,702,461	6,436,853
Other short-term borrowings	2,700,261	3,139,639
Notes payable	9,893,577	10,180,710
Subordinated notes	—	125,000
Other liabilities	1,240,002	821,491

	45,174,306	41,296,853

Minority interest in consolidated subsidiaries	115	102

Stockholders’ equity:
Preferred stock	186,875	186,875
Common stock	1,736,443	1,680,096
Surplus	452,398	278,840
Retained earnings	1,456,612	1,129,793
Treasury stock – at cost	(207,081)	(206,437)
Accumulated other comprehensive (loss) income, net of tax	(176,000)	35,454

	3,449,247	3,104,621

	$48,623,668	$44,401,576

WE CONNECT

Condensed Consolidated Statements of Income

	Year ended December 31,
(In thousands, except per share information)	2005	2004	2003

Interest income
Loans	$2,116,299	$1,751,150	$1,550,036
Money market investments	30,736	25,660	25,881
Investment securities	488,814	413,492	422,295
Trading securities	30,010	25,963	36,026

	2,665,859	2,216,265	2,034,238

Interest expense
Deposits	430,813	330,351	342,891
Short-term borrowings	349,203	165,425	147,456
Long-term debt	461,636	344,978	259,203

	1,241,652	840,754	749,550

Net interest income	1,424,207	1,375,511	1,284,688
Provision for loan losses	195,272	178,657	195,939

Net interest income after provision for loan losses	1,228,935	1,196,854	1,088,749
Service charges on deposit accounts	181,749	165,241	161,839
Other service fees	331,501	295,551	284,392
Net gain on sale and valuation adjustment of investment securities	52,113	15,254	71,094
Trading account profit (loss)	30,051	(159)	(10,214)
Gain on sale of loans	83,297	44,168	53,572
Other operating income	106,564	88,716	65,327

	2,014,210	1,805,625	1,714,759

Operating expenses
Personnel costs	622,689	571,018	526,444
Net occupancy expenses	108,386	89,821	83,630
Equipment expenses	124,276	108,823	104,821
Other taxes	39,197	40,260	37,904
Professional fees	119,281	95,084	82,325
Communications	63,395	60,965	58,038
Business promotion	100,434	75,708	73,277
Printing and supplies	18,378	17,938	19,111
Other operating expenses	122,585	103,551	119,689
Amortization of intangibles	9,579	7,844	7,844

	1,328,200	1,171,012	1,113,083

Income before income tax, minority interest and cumulative effect of accounting change	686,010	634,613	601,676
Income tax	148,915	144,705	130,326
Net gain of minority interest	—	—	(435)

Income before cumulative effect of accounting change	537,095	489,908	470,915
Cumulative effect of accounting change, net of tax	3,607	—	—

Net income	$540,702	$489,908	$470,915

Net income applicable to common stock	$528,789	$477,995	$460,996

Net income per common share – basic, after cumulative effect of accounting change	$1.98	$1.79	$1.74

Net income per common share – diluted, after cumulative effect of accounting change	$1.97	$1.79	$1.74

Dividends declared per common share	$0.64	$0.62	$0.51

For a complete set of audited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, refer to Popular, Inc.’s 2005 Financial Review and Supplementary Information to Stockholders incorporated by reference in Popular, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

POPULAR 2005	32/33

Historical Financial Summary — 25 Years

(Dollars in millions, except per share data)	1981	1982	1983	1984	1985	1986	1987	1988	1989	1990	1991
Selected Financial Information
Net Interest Income	$135.9	$151.7	$144.9	$156.8	$174.9	$184.2	$207.7	$232.5	$260.9	$284.2	$407.8
Non-Interest Income	15.8	15.9	19.6	19.0	26.8	41.4	41.0	54.9	63.3	70.9	131.8
Operating Expenses	109.4	121.2	127.3	137.2	156.0	168.4	185.7	195.6	212.4	229.6	345.7
Net Income	24.3	27.3	26.8	29.8	32.9	38.3	38.3	47.4	56.3	63.4	64.6

Assets	2,677.9	2,727.0	2,974.1	3,526.7	4,141.7	4,531.8	5,389.6	5,706.5	5,972.7	8,983.6	8,780.3
Net Loans	1,007.6	976.8	1,075.7	1,373.9	1,715.7	2,271.0	2,768.5	3,096.3	3,320.6	5,373.3	5,195.6
Deposits	2,111.7	2,208.2	2,347.5	2,870.7	3,365.3	3,820.2	4,491.6	4,715.8	4,926.3	7,422.7	7,207.1
Stockholders’ Equity	142.3	163.5	182.2	203.5	226.4	283.1	308.2	341.9	383.0	588.9	631.8

Market Capitalization	$66.4	$99.0	$119.3	$159.8	$216.0	$304.0	$260.0	$355.0	$430.1	$479.1	$579.0
Return on Assets (ROA)	0.90%	0.96%	0.95%	0.94%	0.89%	0.88%	0.76%	0.85%	0.99%	1.09%	0.72%
Return on Equity (ROE)	18.36%	17.99%	15.86%	15.83%	15.59%	15.12%	13.09%	14.87%	15.87%	15.55%	10.57%
Per Common Share [1]
Net Income – Basic	$0.17	$0.19	$0.19	$0.21	$0.23	$0.25	$0.24	$0.30	$0.35	$0.40	$0.27
Net Income – Diluted	$0.17	$0.19	$0.19	$0.21	$0.23	$0.25	$0.24	$0.30	$0.35	$0.40	$0.27
Dividends (Declared)	0.03	0.04	0.06	0.06	0.07	0.08	0.09	0.09	0.10	0.10	0.10
Book Value	0.97	1.11	1.24	1.38	1.54	1.73	1.89	2.10	2.35	2.46	2.63
Market Price	$0.46	$0.69	$0.83	$1.11	$1.50	$2.00	$1.67	$2.22	$2.69	$2.00	$2.41
Assets by Geographical Area
Puerto Rico	95%	95%	94%	91%	92%	92%	94%	93%	92%	89%	87%
United States	5%	5%	5%	8%	7%	7%	5%	6%	6%	9%	11%
Caribbean and Latin America			1%	1%	1%	1%	1%	1%	2%	2%	2%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Traditional Delivery System
Banking Branches
Puerto Rico	110	110	112	113	115	124	126	126	128	173	161
Virgin Islands	1	2	3	3	3	3	3	3	3	3	3
United States	7	7	6	9	9	9	9	10	10	24	24

Subtotal	118	119	121	125	127	136	138	139	141	200	188

Non-Banking Offices
Popular Financial Holdings											27
Popular Cash Express
Popular Finance							14	17	18	26	26
Popular Auto									4	9	9
Popular Leasing, U.S.A.
Popular Mortgage
Popular Securities
Popular Insurance
Popular Insurance Agency U.S.A.
Popular Insurance, V.I.
EVERTEC

Subtotal							14	17	22	35	62

Total	118	119	121	125	127	136	152	156	163	235	250
Electronic Delivery System
ATMs[2]
Owned and Driven
Puerto Rico			30	78	94	113	136	153	151	211	206
Caribbean							3	3	3	3	3
United States

Subtotal			30	78	94	113	139	156	154	214	209

Driven
Puerto Rico				6	36	51	55	68	65	54	73
Caribbean

Subtotal				6	36	51	55	68	65	54	73

Total			30	84	130	164	194	224	219	268	282
Transactions (in millions)
Electronic Transactions[3]			0.6	4.4	7.0	8.3	12.7	14.9	16.1	18.0	23.9
Items Processed	96.9	98.5	102.1	110.3	123.8	134.0	139.1	159.8	161.9	164.0	166.1
Employees (full-time equivalent)	3,891	3,816	3,832	4,110	4,314	4,400	4,699	5,131	5,213	7,023	7,006

[1] Per common share data adjusted for stock splits.

[2] Does not include host-to-host ATMs (1,649 in 2005) which are neither owned nor driven, but are part of the ATH Network.

[3] From 1981–2003, electronic transactions include ACH, Direct Payment, TelePago, Internet Banking and ATH Network transactions in Puerto Rico. Since 2004, these numbers were adjusted to include ATH Network transactions in the Dominican Republic, Costa Rica, El Salvador and United States, health care transactions, wire transfers, and other electronic payment transactions in addition to those previously stated.
WE CONNECT

1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
$ 440.2	$492.1	$535.5	$584.2	$681.3	$784.0	$873.0	$953.7	$982.8	$1,056.8	$1,160.2	$1,284.7	$1,375.5	$1,424.2
124.5	125.2	141.3	173.3	205.5	247.6	291.2	372.9	464.1	491.8	543.8	626.0	608.8	785.3
366.9	412.3	447.8	486.8	541.9	636.9	720.4	837.5	876.4	926.2	1,029.0	1,113.1	1,171.0	1,328.2
85.1	109.4	124.7	146.4	185.2	209.6	232.3	257.6	276.1	304.5	351.9	470.9	489.9	540.7

10,002.3	11,513.4	12,778.4	15,675.5	16,764.1	19,300.5	23,160.4	25,460.5	28,057.1	30,744.7	33,660.4	36,434.7	44,401.6	48,623.7
5,252.1	6,346.9	7,781.3	8,677.5	9,779.0	11,376.6	13,078.8	14,907.8	16,057.1	18,168.6	19,582.1	22,602.2	28,742.3	31,710.2
8,038.7	8,522.7	9,012.4	9,876.7	10,763.3	11,749.6	13,672.2	14,173.7	14,804.9	16,370.0	17,614.7	18,097.8	20,593.2	22,638.0
752.1	834.2	1,002.4	1,141.7	1,262.5	1,503.1	1,709.1	1,661.0	1,993.6	2,272.8	2,410.9	2,754.4	3,104.6	3,449.2

$ 987.8	$1,014.7	$923.7	$1,276.8	$2,230.5	$3,350.3	$4,611.7	$3,790.2	$3,578.1	$3,965.4	$4,476.4	$5,960.2	$7,685.6	$5,836.5
0.89%	1.02%	1.02%	1.04%	1.14%	1.14%	1.14%	1.08%	1.04%	1.09%	1.11%	1.36%	1.23%	1.17%
12.72%	13.80%	13.80%	14.22%	16.17%	15.83%	15.41%	15.45%	15.00%	14.84%	16.29%	19.30%	17.60%	17.12%

$ 0.35	$0.42	$0.46	$0.53	$0.67	$0.75	$0.83	$0.92	$0.99	$1.09	$1.31	$1.74	$1.79	$1.98
$ 0.35	$0.42	$0.46	$0.53	$0.67	$0.75	$0.83	$0.92	$0.99	$1.09	$1.31	$1.74	$1.79	$1.97
0.10	0.12	0.13	0.15	0.18	0.20	0.25	0.30	0.32	0.38	0.40	0.51	0.62	0.64
2.88	3.19	3.44	3.96	4.40	5.19	5.93	5.76	6.96	7.97	9.10	9.66	10.95	11.82
$ 3.78	$3.88	$3.52	$4.85	$8.44	$12.38	$17.00	$13.97	$13.16	$14.54	$16.90	$22.43	$28.83	$21.15

87%	79%	76%	75%	74%	74%	71%	71%	72%	68%	66%	62%	55%	53%
10%	16%	20%	21%	22%	23%	25%	25%	26%	30%	32%	36%	43%	45%
3%	5%	4%	4%	4%	3%	4%	4%	2%	2%	2%	2%	2%	2%

100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

162	165	166	166	178	201	198	199	199	196	195	193	192	194
3	8	8	8	8	8	8	8	8	8	8	8	8	8
30	32	34	40	44	63	89	91	95	96	96	97	128	136

195	205	208	214	230	272	295	298	302	300	299	298	328	338

41	58	73	91	102	117	128	137	136	149	153	181	183	213
						51	102	132	154	195	129	114	4
26	26	28	31	39	44	48	47	61	55	36	43	43	49
9	8	10	9	8	10	10	12	12	20	18	18	18	17
					7	8	10	11	13	13	11	15	14
			3	3	3	11	13	21	25	29	32	30	33
				1	2	2	2	3	4	7	8	9	12
								2	2	2	2	2	2
									1	1	1	1	1
										1	1	1	1
							4	4	4	5	5	7	8

76	92	111	134	153	183	258	327	382	427	460	431	423	354

271	297	319	348	383	455	553	625	684	727	759	729	751	692

211	234	262	281	327	391	421	442	478	524	539	557	568	583
3	8	8	8	9	17	59	68	37	39	53	57	59	61
6	11	26	38	53	71	94	99	109	118	131	129	163	181

220	253	296	327	389	479	574	609	624	681	723	743	790	825

81	86	88	120	162	170	187	102	118	155	174	176	167	212
				97	192	265	851	920	823	926	1,110	1,216	1,726

81	86	88	120	259	362	452	953	1,038	978	1,100	1,286	1,383	1,938

301	339	384	447	648	841	1,026	1,562	1,662	1,659	1,823	2,029	2,173	2,763

28.6	33.2	43.0	56.6	78.0	111.2	130.5	159.4	199.5	206.0	236.6	255.7	618.2	666.1
170.4	171.8	174.5	175.0	173.7	171.9	170.9	171.0	160.2	149.9	145.3	138.5	133.9	128.2
7,024	7,533	7,606	7,815	7,996	8,854	10,549	11,501	10,651	11,334	11,037	11,474	12,139	13,210

POPULAR 2005	34/35

SUBSIDIARIES
Banco Popular de Puerto Rico
Popular Mortgage, Inc.
Popular Auto, Inc.
Popular Finance, Inc.
Popular Securities, Inc.
Popular Insurance, Inc.
Popular Life Re
Popular Insurance V.I., Inc.
Banco Popular North America
Popular Cash Express
Popular Leasing, U.S.A.
Banco Popular, National Association
Popular North America, Inc.
Popular Insurance Agency U.S.A., Inc.
Popular FS, LLC
Popular International Bank, Inc.
Popular Financial Holdings, Inc.
Equity One, Inc.
E-LOAN
EVERTEC, Inc.
ATH Costa Rica, S.A./CreST, S.A.
EVERTEC de Venezuela, C.A.
EVERTEC República Dominicana, S.A.
EVERTEC, U.S.A., Inc.
ScanData Puerto Rico, Inc.
STOCKHOLDERS’ INFORMATION
Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP
Additional Information
The Annual Report to the Securities and Exchange Commission on Form 10-K and any other financial information may also be viewed by visiting our web site www.popular.com.
Design: BD&E Inc., Pittsburgh, Pennsylvania
Photography: Ernesto Robles, Félix Rivera
Printing: Hoechstetter Printing, an RR Donnelley Company

Financial Review and Supplementary Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview	3

Forward-looking Statements	9

Critical Accounting Policies / Estimates	9

Statement of Income Analysis
Net Interest Income	14
Provision for Loan Losses	16
Non-Interest Income	18
Operating Expenses	19
Income Tax Expense	21
Fourth Quarter Results	21

Reportable Segment Results	22

Statement of Condition Analysis
Assets	24
Deposits, Borrowings and Other Liabilities	26
Stockholders’ Equity	27

Off-Balance Sheet Financing Entities	28

Risk Management	29
Market Risk	29
Liquidity Risk	36
Credit Risk Management and Loan Quality	41
Operational Risk Management	45

Recently Issued Accounting Pronouncements and Interpretations	47

Other Matters	48

Glossary of Selected Financial Terms	50

Statistical Summaries
Statements of Condition	52
Statements of Income	53
Average Balance Sheet and Summary of Net Interest Income	54
Quarterly Financial Data	56

Restatement of Interim Cash Flow Information	57

WE CONNECT	[P2]

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section of the annual report provides a narrative discussion and analysis of the consolidated financial position and financial performance of Popular, Inc. and its subsidiaries (the Corporation or Popular). All accompanying tables, audited consolidated financial statements and corresponding notes included in this “Financial Review and Supplementary Information — 2005 Annual Report” (the report) should be considered an integral part of this analysis.
OVERVIEW
The Corporation is a financial holding company, which is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Since its foundation more than a century ago, Popular has evolved from a commercial bank based in Puerto Rico to a diverse financial services company with operations in Puerto Rico, the United States, the Caribbean and Latin America. At December 31, 2005, the Corporation ranked 25th in assets and 33rd in market value of its common stock among U.S. bank holding companies based on public information gathered and published by SNL Securities.
     The Corporation operates four principal businesses or operating segments: Banco Popular de Puerto Rico, Banco Popular North America, Popular Financial Holdings and EVERTEC. Also, a corporate group has been defined to support the business areas. The Corporate group is made up by the Chief Executive Officer and the leaders of four administrative areas that were identified as critical for the organization — Finance, Risk Management, Legal and People, Planning and Communications. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico (BPPR), as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, reinsurance and insurance agency services through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, Banco Popular North America (BPNA), providing complete financial solutions to all the communities it serves. Also, in the United States, Popular Financial Holdings, Inc. (PFH), holding company of Equity One, Inc., offers mortgage and personal loans, and also maintains a substantial wholesale loan brokerage network, a warehouse lending division and a loan servicing unit. PFH, through its newly acquired subsidiary E-LOAN, Inc. (E-LOAN), also provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation strives to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. EVERTEC, Inc. (EVERTEC), the Corporation’s main subsidiary in this business segment, is the leading provider of financial transaction processing and information technology solutions in Puerto Rico and the Caribbean. With offices in San Juan, Caracas, Santo Domingo, and Miami, EVERTEC has a solid record of success in 11 Latin American countries.
     Popular, Inc.’s performance for 2005 reflected continued stability despite the challenges posed by the interest rate environment and the atypical difficulties seen in Puerto Rico’s banking industry during 2005. Net income for the year ended December 31, 2005 reached $540.7 million, from $489.9 million in 2004. The primary contributors to the Corporation’s financial performance for 2005 compared to 2004 are presented below. These items and their financial impact are explained further in this Management’s Discussion and Analysis (MD&A). Table A presents a five-year summary of the components of net income as a percentage of average total assets, whereas Table B presents the changes in net income applicable to common stock and earnings per common share. In addition, Table C provides selected financial data for the past 10 years. A glossary of financial terms has been included at the end of this MD&A.
•	Higher net interest income on a taxable equivalent basis by $66.3 million, or 4%, principally derived from the growth in average earning assets, primarily loans, partially offset by a reduction in the net interest margin. The spread between short-term and long-term interest rates compressed as a result of the flattening of the yield curve. The increase in the cost of funds from wholesale borrowings and deposits outpaced the increase in yields from interest earning assets. Table D provides information on the Corporation’s net interest income on a taxable equivalent basis. Also, for further information refer to the Net Interest Income and Market Risk sections of this MD&A.

•	Higher provision for loan losses by $16.6 million, or 9%, primarily as a result of portfolio growth in all loan categories. In general, credit quality statistics reflected stable to favorable trends in most lending categories. Refer to the Credit Risk Management and Loan Quality section of this MD&A for a more detailed analysis of the allowance for loan losses, net charge-offs, non-performing assets and credit quality statistics.

•	Higher non-interest income by $176.5 million, or 29%, resulting in part from higher net gains on the sale and valuation adjustments of investment securities during 2005 by $36.9 million. The gains on sales were principally derived from marketable equity securities. The favorable variances from the sales of investment securities were partially offset by unfavorable valuation adjustments in investment securities of $15.8 million for 2005, related principally to interest-only strips retained on securitizations performed

POPULAR 2005	[P3]

Table A
Components of Net Income as a Percentage of Average Total Assets

	For the Year
	2005	2004	2003	2002	2001

Net interest income	3.07%	3.45%	3.71%	3.65%	3.78%
Provision for loan losses	(0.42)	(0.45)	(0.57)	(0.65)	(0.76)
Sales and valuation adjustments of investment securities	0.11	0.04	0.21	(0.01)	—
Other non-interest income	1.58	1.49	1.60	1.72	1.75

	4.34	4.53	4.95	4.71	4.77
Operating expenses	(2.86)	(2.94)	(3.21)	(3.23)	(3.31)

Net income before tax and cumulative effect of accounting change	1.48	1.59	1.74	1.48	1.46
Income tax	(0.32)	(0.36)	(0.38)	(0.37)	(0.37)
Cumulative effect of accounting change, net of tax	0.01	—	—	—	—

Net income	1.17%	1.23%	1.36%	1.11%	1.09%

by PFH mostly as a result of changes in anticipated prepayments reflected during the year. Also, other categories in non-interest income reflected strong growth, including other service fees, service charges on deposit accounts, trading account profits, gain on sale of loans and other operating income. Refer to the Non-Interest Income section of this MD&A for further information.

•	Higher operating expenses by $157.2 million, or 13%, principally in the categories of personnel costs, business promotion, professional fees, net occupancy and equipment expenses. The increase in operating expenses reflected among other factors, the costs incurred in support of business strategies, implementation of new systems, promotional campaigns and the continued growth in the Corporation’s operations, including the additional costs derived from the following principal acquisitions — Quaker City Bancorp (Quaker City), acquired in September 2004, Kislak Financial Corporation (Kislak), acquired in January 2005, and E-LOAN, Inc. (E-LOAN), acquired in November 2005.

•	Higher income tax expense by $4.2 million, or 3%, due to both higher pre-tax income and an unfavorable impact resulting from a change in the Puerto Rico statutory tax rate during 2005, partially offset by an increase in net tax-exempt interest income. Results for the year 2005 were also favorably impacted by higher income subject to a lower preferential capital gain tax rate. Refer to the Income Tax section of this MD&A for additional information.

•	The financial performance for 2005 included a $3.6 million cumulative effect adjustment for a change in accounting principle. In the normal course of business, except for the Corporation’s banks and the parent holding company, the Corporation has utilized a one-month lag in the consolidation of the financial results of its other subsidiaries (the non-banking subsidiaries), mainly to facilitate timely reporting. In 2005, the Corporation commenced a two-year plan to change the reporting period of its non-banking subsidiaries to a December 31st calendar period, primarily as part of a strategic plan to put in place a corporate-wide integrated financial system and to facilitate the consolidation process. The impact of this change was reflected as a cumulative effect of accounting change in the Corporation’s consolidated statement of income, and corresponds to the financial results for the month of December 2004 of those non-banking subsidiaries which implemented the change in the first reporting period of 2005. The subsidiaries which continued to have a fiscal year ended on November 30th at the end of 2005, will change its reporting period to a December 31st calendar period in 2006. Management is currently evaluating the impact that this latter change may have in the Corporation’s presentation of its statement of condition and results of operations considering the provisions of the newly-issued SFAS No. 154 “Accounting Changes and Error Corrections”, which will be adopted by the Corporation in the first quarter of 2006.

•	Total assets at December 31, 2005 amounted to $48.6 billion, $4.2 billion or 10% higher than total assets at the same date in the previous year. At December 31, 2005, loans, the primary interest-earning asset category for the Corporation, presented a $3.0 billion or 10% growth from December 31, 2004. Loan growth reflected new business generation resulting from increased business development efforts and improving economy, and the impact of the acquisitions of Kislak and E-LOAN. All loan categories reflected increases from December 31, 2004. For more detailed information on lending activities, refer to the Statement of Condition Analysis and Credit Risk

WE CONNECT	[ P4]

Table B
Changes in Net Income and Earnings per Common Share

	2005		2004		2003
(In thousands, except per common share amounts)	Dollars	Per share	Dollars	Per share	Dollars	Per share

Net income applicable to common stock for prior year	$477,995	$1.79	$460,996	$1.74	$349,422	$1.31
Increase (decrease) from changes in:
Net interest income	48,696	0.18	90,823	0.34	124,444	0.47
Provision for loan losses	(16,615)	(0.06)	17,282	0.06	9,631	0.04
Sales and valuation adjustments of investment securities	36,859	0.14	(55,840)	(0.21)	74,436	0.28
Other non-interest income	139,645	0.53	38,601	0.15	7,811	0.02
Operating expenses	(157,188)	(0.59)	(57,929)	(0.22)	(84,081)	(0.32)
Income tax	(4,210)	(0.01)	(14,379)	(0.05)	(13,071)	(0.05)
Minority interest	—	—	435	—	(187)	—
Cumulative effect of accounting change	3,607	0.01	—	—	—	—

Net income before preferred stock dividends and change in average common shares	528,789	1.99	479,989	1.81	468,405	1.75
Increase in preferred stock dividends	—	—	(1,994)	(0.01)	(7,409)	(0.03)
Change in average common shares*	—	(0.01)	—	(0.01)	—	0.02

Net income applicable to common stock	$528,789	$1.98	$477,995	$1.79	$460,996	$1.74

*Reflects the effect of the shares repurchased, plus the shares issued through the Dividend Reinvestment Plan and the effect of stock options exercised in the years presented.

Management and Loan Quality sections of this MD&A. Investment and trading securities, the second largest component of interest-earning assets, accounted for $0.5 billion of the growth in total assets from December 31, 2004.

•	Asset growth from December 31, 2004 to the end of 2005 was funded principally through deposits, primarily time deposits, and short-term funds. The increase in deposits supported 48% of the increase in total assets, while borrowings and stockholders’ equity accounted for 33% and 8%, respectively, of the rise in total assets. For additional data on funding sources refer to the Statement of Condition Analysis and Liquidity Risk sections of this MD&A.

•	The Corporation’s common stock declined 27% in market value in 2005 closing at $21.15. The Corporation’s market capitalization at December 31, 2005 was $5.8 billion, compared with $7.7 billion at December 31, 2004. Notwithstanding this decline, the successful subscription offering carried out by the Corporation indicated the continued trust that the shareholders place on the Corporation. During the fourth quarter of 2005, existing shareholders of record at November 7, 2005 fully subscribed to an offering of 10,500,000 newly issued shares of Popular’s common stock under a subscription rights offering. This represented approximately $217 million in additional capital, of which approximately $175 million, representing 8,614,620 in newly issued shares of common stock, impacted stockholders’ equity at December 31, 2005. The remainder will impact the Corporation’s financial condition in early 2006 when certain of the individual subscription transactions fully settled. This subscription constitutes one of the largest public subscription rights offerings by a U.S. public company in recent years. The net proceeds of the subscription offering will be used for general corporate purposes, including the funding of acquisitions.
     Continuing with the expansion plans of the Corporation’s banking franchise in the United States, during 2005 the Corporation acquired Kislak and opened several branches of BPNA, resulting in a network of over 136 branches in California, Florida, Illinois, New Jersey, New York and Texas. The acquisition of Kislak in South Florida in January 2005 added 8 full-service branches in the Miami area, representing approximately $1.1 billion in assets, $584 million in loans, including a portfolio to condominium and homeowner associations, and $661 million in deposits at acquisition.

POPULAR 2005	[P5]

Table C
Selected Financial Data

(Dollars in thousands, except per share data)	2005	2004	2003

CONDENSED INCOME STATEMENTS
Interest income	$2,665,859	$2,216,265	$2,034,238
Interest expense	1,241,652	840,754	749,550

Net interest income	1,424,207	1,375,511	1,284,688

Provision for loan losses	195,272	178,657	195,939
Sales and valuation adjustments of investment securities	52,113	15,254	71,094
Other non-interest income	733,162	593,517	554,916
Operating expenses	1,328,200	1,171,012	1,113,083
Income tax	148,915	144,705	130,326
Net (gain) loss of minority interest	—	—	(435)
Cumulative effect of accounting change, net of tax	3,607	—	—

Net income	$540,702	$489,908	$470,915

Net income applicable to common stock	$528,789	$477,995	$460,996

PER COMMON SHARE DATA*
Net income:
Basic before cumulative effect of accounting change	$1.97	$1.79	$1.74
Diluted before cumulative effect of accounting change	1.96	1.79	1.74
Basic after cumulative effect of accounting change	1.98	1.79	1.74
Diluted after cumulative effect of accounting change	1.97	1.79	1.74
Dividends declared	0.64	0.62	0.51
Book value	11.82	10.95	9.66
Market price	21.15	28.83	22.43
Outstanding shares:
Average	267,334,606	266,302,105	265,481,840
End of period	275,955,391	266,582,103	265,783,892

AVERAGE BALANCES
Net loans**	$29,730,913	$25,143,559	$20,730,041
Earning assets	43,245,684	37,621,648	32,781,355
Total assets	46,362,329	39,898,775	34,674,761
Deposits	22,253,069	19,409,055	17,757,968
Borrowings	20,091,520	16,954,909	13,835,437
Total stockholders’ equity	3,274,808	2,903,137	2,545,113

PERIOD END BALANCES
Net loans**	$31,710,207	$28,742,261	$22,602,192
Allowance for loan losses	461,707	437,081	408,542
Earning assets	45,167,761	41,812,475	34,451,748
Total assets	48,623,668	44,401,576	36,434,715
Deposits	22,638,005	20,593,160	18,097,828
Borrowings	21,296,299	19,882,202	14,949,236
Total stockholders’ equity	3,449,247	3,104,621	2,754,417

SELECTED RATIOS
Net interest yield (taxable equivalent basis)	3.59%	3.95%	4.28%
Return on average total assets	1.17	1.23	1.36
Return on average common stockholders’ equity	17.12	17.60	19.30
Dividend payout ratio to common stockholders	32.31	32.85	27.05
Efficiency ratio	62.30	59.86	60.51
Overhead ratio	38.12	40.88	37.91
Tier I capital to risk-adjusted assets	11.17	11.82	12.43
Total capital to risk-adjusted assets	12.44	13.21	13.93
*	Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods. All per share data have been adjusted to reflect three stock splits effected in the form of dividends on July 8, 2004, July 1, 1998 and July 1, 1996.
**	Includes loans held-for-sale.

WE CONNECT	[ P6]

Year ended December 31,
2002	2001	2000	1999	1998	1997	1996

$ 2,023,797	$2,095,862	$2,150,157	$1,851,670	$1,651,703	$1,491,303	$1,272,853
863,553	1,039,105	1,167,396	897,932	778,691	707,348	591,540

1,160,244	1,056,757	982,761	953,738	873,012	783,955	681,313

205,570	213,250	194,640	148,948	137,213	110,607	88,839
(3,342)	27	11,201	638	8,933	2,268	3,094
547,105	491,789	452,859	372,278	282,313	245,330	202,378
1,029,002	926,209	876,433	837,482	720,354	636,920	541,919
117,255	105,280	100,797	85,120	74,671	74,461	70,877
(248)	18	1,152	2,454	328	—	—
—	686	—	—	—	—	—

$ 351,932	$304,538	$276,103	$257,558	$232,348	$209,565	$185,150

$ 349,422	$296,188	$267,753	$249,208	$223,998	$201,215	$176,800

$ 1.31	$1.09	$0.99	$0.92	$0.83	$0.75	$0.67
1.31	1.09	0.99	0.92	0.83	0.75	0.67
1.31	1.09	0.99	0.92	0.83	0.75	0.67
1.31	1.09	0.99	0.92	0.83	0.75	0.67
0.40	0.38	0.32	0.30	0.25	0.20	0.18
9.10	7.97	6.96	5.76	5.93	5.19	4.40
16.90	14.54	13.16	13.97	17.00	12.38	8.44

267,830,164	272,476,576	271,814,952	271,171,268	271,064,172	268,073,928	264,089,248
264,878,094	272,724,728	271,997,234	271,308,584	271,274,654	270,730,816	264,354,024

$ 18,729,220	$17,045,257	$15,801,887	$13,901,290	$11,930,621	$10,548,207	$9,210,964
30,194,914	26,414,204	24,893,366	22,244,959	19,261,949	17,409,634	15,306,311
31,822,390	27,957,107	26,569,755	23,806,372	20,432,382	18,419,144	16,301,082
16,984,646	15,575,791	14,508,482	13,791,338	12,270,101	10,991,557	10,461,796
12,190,076	9,805,000	9,674,547	7,825,855	6,268,921	5,874,427	4,370,447
2,150,386	2,096,534	1,884,525	1,712,792	1,553,258	1,370,984	1,193,506

$ 19,582,119	$18,168,551	$16,057,085	$14,907,754	$13,078,795	$11,376,607	$9,779,028
372,797	336,632	290,653	292,010	267,249	211,651	185,574
31,899,765	29,139,288	26,339,431	23,754,620	21,591,950	18,060,998	15,484,454
33,660,352	30,744,676	28,057,051	25,460,539	23,160,357	19,300,507	16,764,103
17,614,740	16,370,042	14,804,907	14,173,715	13,672,214	11,749,586	10,763,275
12,955,966	11,588,221	10,785,239	9,154,468	7,297,742	5,689,460	4,421,184
2,410,879	2,272,818	1,993,644	1,660,986	1,709,113	1,503,092	1,262,532

4.19%	4.33%	4.23%	4.65%	4.91%	4.84%	4.77%
1.11	1.09	1.04	1.08	1.14	1.14	1.14
16.29	14.84	15.00	15.45	15.41	15.83	16.17
30.76	33.10	32.47	31.56	28.42	25.19	24.63
60.42	59.81	61.45	63.16	62.35	61.88	61.32
41.82	41.11	41.96	48.71	49.15	49.66	49.38
9.85	9.96	10.44	10.17	10.82	12.17	11.63
11.52	11.74	12.37	12.29	13.14	14.56	14.18

POPULAR 2005	[P7]

     The Corporation also completed other acquisitions which are strategically very important for the attainment of the business segment strategic objectives and future earnings growth. In November 2005, Popular acquired 100% of the issued and outstanding shares of common stock and common stock equivalents of E-LOAN, a California-based online consumer direct lender, which became a wholly-owned subsidiary of PFH. E-LOAN’s loan production approximated $5.4 billion in mortgage, home equity, and auto loans in 2005. Through this merger, the Corporation further expands its presence in the U.S. mainland market, complements its existing non-prime and warehouse lending businesses, and significantly enhances its technology platform to support its growth strategy in which the internet plays an important role. Also, in November 2005, PFH acquired the assets of Infinity Mortgage Corporation (Infinity), based in New Jersey. The operations of Infinity became part of the mortgage business of Equity One, Inc. Infinity, with stores in New Jersey, New York, Connecticut, Maryland, Massachusetts and Pennsylvania, will allow the Corporation to gain market share and complement the direct mail efforts.
     EVERTEC also completed other small scale acquisitions in 2005, which are strategically very important for the attainment of its business segment strategic objectives. In May, EVERTEC acquired 100% of all issued outstanding shares of ScanData, an item processing provider, for approximately $7 million. This acquisition provides EVERTEC the opportunity to expand its item processing services to other financial institutions and to market image technology in the Americas. Also, in August 2005, EVERTEC acquired from Valiant, Inc., a workforce management enterprise, all of its contracts in Puerto Rico, further expanding EVERTEC’s customer base and providing an additional source of fee based income. During 2005, the Corporation also signed an agreement to invest approximately $125 million to acquire 19.99% equity participation in UBCI, holding company for Grupo Cuscatlán, the second largest financial group in Central America with more than $4.4 billion in assets. The completion of this transaction is subject to certain conditions, including regulatory approval. This investment will give the Corporation the opportunity to participate more actively in commercial banking activities in Central America, and better positions EVERTEC to further expand its processing services in the region.
     As part of another strategic move, in the fourth quarter of 2005, the Corporation sold to ACE Cash Express, Inc. (ACE) substantially all of the assets of Popular Cash Express, Inc. (PCE), the Corporation’s check cashing business in the U.S. mainland, for approximately $34 million. The Corporation has been constrained in its ability to compete against non-bank owned check cashing operations, which are less regulated than banking institutions, but is committed to remain an active participant in the industry as a lender and servicer to other retail check cashing institutions, and will continue to collaborate with regulators and lawmakers to accelerate the integration of unbanked and underbanked individuals into mainstream financial services. PCE had approximately $63 million in total assets at October 31, 2005, comprised principally of cash, premises and equipment and goodwill. Total revenues and pre-tax losses for the year 2005, excluding the gain on the sale of assets to ACE, approximated $21.4 million and $6.6 million, respectively. The financial results of PCE are part of the Banco Popular North America reportable segment in Note 30 to the consolidated financial statements. The Corporation realized a gross gain on this sale of approximately $6 million, which is included in the caption of other operating income in the audited consolidated statement of income for the year ended December 31, 2005. As of the end of 2005, PCE continued to operate four offices in the states of Arizona and California.
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
     As a financial services company, the Corporation’s earnings are significantly affected by general business and economic conditions. Lending and deposit activities and fee income generation are influenced by the level of business spending and investment, consumer income, spending and savings, capital market activities, competition, customer preferences, interest rate conditions and prevailing market rates on competing products. The Corporation continuously monitors general business and economic conditions, industry-related indicators and trends, competition, interest rate volatility, credit quality indicators, loan and deposit demand, operational and systems efficiencies and revenue enhancements and changes in the regulation of financial services companies. The Corporation operates in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations. Also, competition with other financial institutions could adversely affect our profitability.
     The description of the Corporation’s business contained in Item 1 of its Form 10-K for the year ended December 31, 2005, while not all inclusive, discusses additional information about the business of the Corporation and risk factors — many beyond

WE CONNECT	[ P8]

the Corporation’s control — that, in addition to the other information in this report, readers should consider.
     Further discussion of operating results, financial condition and business risks is presented in the narrative and tables included herein.
FORWARD-LOOKING STATEMENTS
The information included in this MD&A may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve inherent risks and uncertainties. These statements are based on management’s current expectations. Actual results may differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions, competition, fiscal and monetary policies and legislation may cause actual results to differ from those contemplated by such forward-looking statements. For further discussion of forward-looking statements, refer to the Corporation’s Form 10-K for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.
CRITICAL ACCOUNTING POLICIES / ESTIMATES
The accounting and reporting policies followed by the Corporation and its subsidiaries conform with generally accepted accounting principles in the United States and general practices within the financial services industry. The Corporation’s significant accounting policies are described in detail in Note 1 to the consolidated financial statements and should be read in conjunction with this section.
     Critical accounting policies require management to make estimates and assumptions which involve significant judgment about the effect of matters that are inherently uncertain and that involve a high degree of subjectivity. These estimates are made under facts and circumstances at a point in time and changes in those facts and circumstances could produce actual results that differ from those estimates. The following MD&A section is a summary of what management considers to be the Corporation’s critical accounting policies.
     Management has discussed the development and selection of the critical accounting policies and estimates with the Corporation’s Audit Committee. As a result of that evaluation, the Corporation added this accounting policy / estimate as critical to the understanding of its financial statements: retained interests on transfers of financial assets, particularly those related with non-prime mortgage loan securitizations that involve trusts, and the valuation of related retained interests (mortgage servicing rights (MSRs) and interest-only strips (IOs)). Factors considered in the selection of this accounting policy as critical included the increased balances outstanding in IOs and MSRs as evidenced in Note 21 to the consolidated financial statements and the complexity of the structured deals and the limited public market information available for non-prime lending which adds a higher degree of subjectivity to management’s assumptions.
Securities’ Classification and Related Values
Management determines the appropriate classification of debt and equity securities at the time of purchase. Debt securities are classified as held-to-maturity when the Corporation has the intent and ability to hold the securities to maturity. Held-to-maturity (HTM) securities are stated at amortized cost. Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as HTM or trading, except for equity or other securities which do not have readily available fair values, are classified as available-for-sale (AFS). Securities AFS are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in accumulated other comprehensive income (a component of stockholders’ equity). At December 31, 2005, unrealized net losses on the AFS securities, net of taxes, amounted to $138 million. Investments in equity or other securities that do not have publicly and readily determinable fair values are classified as other investment securities in the statement of condition and carried at the lower of cost or realizable value.
     The assessment of fair value applies to certain of the Corporation’s assets and liabilities, including the trading and investment portfolios. Fair values are volatile and are affected by factors such as market interest rates, prepayment speeds and discount rates.
     Fair values for most of the Corporation’s trading and investment securities, including publicly-traded equity securities, are based on quoted market prices. If quoted market prices are not readily available, fair values are based on quoted prices of similar instruments. For information on the determination of the fair value of interest-only strips derived from securitization transactions refer to the critical accounting policy described in this MD&A section for Retained Interest on Transfers of Financial Assets — Non-Prime Mortgage Loans Securitizations. Significant changes in factors such as interest rates and prepayment rates could affect the value of the trading, AFS and HTM securities to be recognized as other-than-temporary impairments, thereby adversely affecting results of operations. Management assesses the fair value of its portfolio at least on a quarterly basis. Factors considered include for example the nature of the investment, severity and duration of the impairment, industry reports, sector credit ratings, economic environment, creditworthiness of the

POPULAR 2005	[P9]

issuers and any guarantees. Any impairment that is considered other-than-temporary is recorded directly in the income statement.
     Notwithstanding the judgment required in determining the fair value of the Corporation’s assets and liabilities, management believes that its estimates of fair value are reasonable given the process of obtaining external prices, periodic reviews of internal models and the consistent application of methodologies from period to period.
Loans and Allowance for Loan Losses
Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding.
     Recognition of interest income on commercial and construction loans, lease financing, conventional mortgage loans and closed-end consumer loans is discontinued when loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. Income is generally recognized on open-end (revolving credit) consumer loans until the loans are charged-off. The Corporation adopted the standard industry practice for commercial loans of ceasing the accrual of interest at 90 days or more instead of 60 days or more, its prior policy, effective for the quarter ended March 31, 2004. Closed-end consumer loans and leases are charged-off when payments are 120 days in arrears. In the case of the Corporation’s non-bank consumer and mortgage lending subsidiaries, however, closed-end consumer loans are charged-off when payments are 180 days delinquent. Open-end (revolving credit) consumer loans are charged-off when payments are 180 days in arrears.
     One of the most critical and complex accounting estimates is associated with the determination of the allowance for loan losses. The provision for loan losses charged to current operations is based on this determination. The methodology used to establish the allowance for loan losses is based on SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” (as amended by SFAS No. 118) and SFAS No. 5 “Accounting for Contingencies.” Under SFAS No. 114, the Corporation considers commercial loans over a predefined amount ($250,000) for impairment evaluation on an individual basis. The Corporation considers a commercial loan to be impaired when interest and / or principal is past due 90 days or more, or, when based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired commercial loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate; the observable market price of the loan, if available; or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired commercial loans is part of the Corporation’s overall allowance for loan losses. SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. Under SFAS No. 5, the allowance for loan losses for the Corporation is based on historical net charge-off experience by loan type and legal entity.
     The Corporation’s management evaluates the adequacy of the allowance for loan losses on a monthly basis following a systematic methodology in order to provide for known and inherent risks in the loan portfolio. In developing its assessment of the adequacy of the allowance for loan losses, the Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic developments affecting companies in specific industries and specific issues with respect to single borrowers. Other factors that can affect management’s estimates are the years of historical data to include when estimating losses, the level of volatility of losses in a specific portfolio, changes in underwriting standards, financial accounting standards and loan impairment measurement, among many others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold, may all affect the required level of the allowance for loan losses.
Retained Interests on Transfers of Financial Assets — Non-Prime Mortgage Loans Securitizations
In non-prime mortgage loans securitizations, the Corporation combines the non-prime mortgage loans that are originated or purchased in pools to serve as collateral for asset-backed bonds that are issued to the public. In connection with PFH’s securitization transactions, the Corporation is party to pooling and servicing agreements in which the Corporation transfers (on a servicing retained basis) certain of the Corporation’s loans to a special purpose entity, which in turn transfers the loans to a securitization trust vehicle.
     In order to determine the proper accounting treatment for each securitization deal, management evaluates whether or not the Corporation retained or surrendered control over the transferred assets by reference to the conditions set forth in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities — a replacement of FASB Statement No. 125.” All terms of these transactions are evaluated against the conditions set forth in this statement, including among the principal factors the isolation of transferred assets from the transferor, transferee’s right to pledge or exchange the transferred assets, and entitlement and obligation to repurchase or redeem the assets.
     When the transfer on non-prime mortgage loans is executed in a manner such that the Corporation surrenders control over the collateral and meets all required sale criteria of SFAS No. 140, the

WE CONNECT	[P10]

transfer is accounted for as a sale to the extent that consideration other than beneficial interests is received in exchange (“off-balance sheet securitizations”). In accordance with SFAS No. 140, a gain or loss on the sale is recognized based on the carrying amount of the financial assets involved in the transfer, allocated between the assets transferred and the retained interests based on their relative fair value at the date of transfer. In a loan securitization accounted for as a sale of assets, the Corporation normally retains the right to service the underlying mortgage loans and also retains the residual interest certificates, also referred as IOs. The estimated fair value of the securitization components is considered a critical accounting estimate as the valuation assumptions used regarding economic conditions and the make-up of the collateral, including interest rates, principal payments, prepayments and loan defaults are highly uncertain and require a high degree of judgment.
     During 2005, the Corporation completed six off-balance sheet securitizations which met the criteria for sale accounting under SFAS No. 140. Approximately, $2.3 billion in adjustable and fixed rate non-prime mortgage loans were securitized and sold by the Corporation during this period, with a gain on sale of approximately $32.2 million. As part of these transactions, the Corporation recognized MSRs of $46.2 million and IOs of $61.1 million.
     When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 sales criteria, the Corporation is not permitted to derecognize the transferred financial assets and the transaction is accounted for as a secured borrowing. In these cases, the assets remain on the Corporation’s financial statements and a liability is recorded for the related asset-backed bonds (“on-balance sheet securitizations”). The loans transferred to the trusts are included on the consolidated statement of condition as loans held-in-portfolio that are pledged. Since the Corporation retains the servicing of the loans in on-balance sheet securitizations, it recognizes MSRs at the time of securitization as they become a distinct asset that can be contractually separated from the underlying loans.
     During 2005, the Corporation completed three on-balance sheet securitizations involving approximately $2.0 billion in adjustable and fixed rate non-prime mortgage loans. As part of these transactions, the Corporation recognized MSRs of $39.9 million.
     The recorded IOs and MSRs resulting from the non-prime mortgage loan securitizations are subject to the valuation techniques described below since quoted market prices for these types of assets are not readily available because these assets are not actively traded.
Interest-only strips
IOs retained as part of off-balance sheet securitizations of non-prime mortgage loans have been classified as investment securities available-for-sale and are presented at fair value on the consolidated statements of condition. Related unrealized gains and losses are excluded from earnings and reported net of tax in accumulated other comprehensive income until realized, or in earnings if an unrealized loss has been determined to be other-than-temporary. The Corporation reviews the IOs for potential impairment on a quarterly basis.
     The cash flows the Corporation receives on these IOs are dependent on the interest rate environment, default and prepayment experience of the borrowers of the underlying mortgage loan collateral and the interest spread between the coupon on the underlying loans and the cost of financing, considering overcollateralization, which is designed to protect the primary bondholder from credit loss on the underlying loans. As payments are received, they are applied to the cost basis of the IO. Each period, the accretable yield for each IO is evaluated and, to the extent there has been a change in the estimated cash flows, it is adjusted and applied prospectively. The accretable yield is recorded as interest income with a corresponding increase to the cost basis of the IO.
     The fair value of the IOs for each securitization deal is determined by a third-party by calculating the present value of projected future cash flows in which all economic assumptions are internally developed and provided to the third-party by the Corporation (the internal-based valuation). The assumptions, which are highly uncertain and require a high degree of judgment, include primarily market discount rates, anticipated prepayment speeds, delinquency and loss rates. The assumptions used are drawn from a combination of internal, historical collateral performance data, published forward yield curves and market data. The interest-only strips are valued using forward yield curves for interest rate projections.
     Economic assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of IOs is limited by the existing conditions and the assumptions utilized as of a particular point in time. Those same assumptions may not be appropriate if applied at a different point in time.
     A third-party valuation of the fair value of the IOs, in which all economic assumptions are determined by this third-party (the external-based valuation), is obtained on a quarterly basis, and is used by management as a benchmark to evaluate the adequacy of the cash flow model and the reasonableness of the assumptions and fair value estimates developed internally for the internal-based valuation. The external-based valuations are analyzed and assumptions are evaluated and incorporated in the internal-based valuation model when deemed necessary and agreed upon by management at various supervisory levels, including a corporate oversight group composed of management from the Corporate Comptroller and Treasury areas (the corporate oversight group).

POPULAR 2005	[P11]

The Corporation requires that internally determined assumptions be documented and validated quarterly, and that significant deviations in assumptions when compared with outside sources be investigated and substantiated with factual data.
     During the year ended December 31, 2005, the Corporation recorded other-than-temporary impairment losses of $14.9 million related with the IOs derived from the off-balance sheet securitizations. These unfavorable adjustments resulted primarily from higher prepayments than anticipated caused by continued low long-term interest rates. Management believes that the value of the Corporation’s IOs as of December 31, 2005 is reasonable, but no assurance can be provided that future changes in interest rates, prepayment and loss experience or changes in the market discount rate will not require additional write-downs. Impairments would reduce income in future periods when deemed other-than-temporary.
     Refer to Note 21 to the consolidated financial statements for information on the key economic assumptions used in measuring the fair value of the IOs at the dates of the securitizations and as of the end of 2005. Also, Note 21 to the consolidated financial statements provides a sensitivity analysis based on immediate changes to the most critical assumptions used in determining the fair value at December 31, 2005.
Mortgage Servicing Rights
On a quarterly basis, the Corporation evaluates for impairment the carrying value of MSRs based on their estimated fair value. If the estimated fair value is less than the carrying amount, the MSRs are written down to the amount of the estimated fair value. For non-prime mortgage loans securitizations, the Corporation has defined the MSR stratum based on the predominant risk characteristics of the underlying loans: fixed or adjustable rate mortgages.
     Similar to the IOs, the Corporation estimates fair value of each MSR stratum related to the non-prime securitized loans using a third-party valuation model that calculates the present value of projected future cash flows in which all economic assumptions are determined by the Corporation. The valuation of MSRs requires the Corporation to make estimates of numerous market assumptions, such as interest rates, prepayment assumptions, servicing costs, discount rates, and the payment performance of the underlying loans. These MSRs are valued using a static interest rate simulation.
     Economic assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of MSRs is limited by the existing conditions and the assumptions utilized as of a particular point in time. Those same assumptions may not be appropriate if applied at a different point in time.
     Third-party appraisals of the fair value of the non-prime mortgage loans’ MSRs, in which all economic assumptions are determined by the third party, are obtained on a quarterly basis, and are used by management as a benchmark to evaluate the reasonableness of the fair value estimates made internally. These external-based valuations are analyzed and assumptions are evaluated and incorporated in the internal-based valuation model when validated and agreed upon by management at various supervisory levels, including the corporate oversight group. The Corporation requires that internally determined assumptions be documented and validated quarterly, and that significant deviations in assumptions when compared with outside sources be investigated and substantiated with factual data.
     If the Corporation determines that an MSR stratum is impaired, management analyzes certain attributes of that stratum to assess whether the impairment is temporary or permanent. If management concludes that the impairment is temporary, a valuation allowance is established and a reduction to earnings is recorded. If it is later determined that all or a portion of the temporary impairment no longer exists for a particular stratum, the valuation allowance is reduced through a recovery income. Charge-offs to the valuation allowance are recorded if management concludes that the impairment is permanent. Both adjustments, permanent or temporary, impact the net earnings for the period. Any fair value in excess of the cost basis of the servicing assets for a given stratum is not recognized.
     Refer to Note 21 to the consolidated financial statements for information on the key economic assumptions used in measuring the fair value of the MRSs recorded by PFH at the dates of the securitizations and as of the end of 2005. Also, Note 21 provides a sensitivity analysis based on immediate changes to the most critical assumptions used in determining the fair value at December 31, 2005.
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

WE CONNECT	[P12]

States subsidiaries (which are considered foreign under Puerto Rico income tax law) have never remitted retained earnings since these are necessary to carry out the Corporation’s expansion plans in the respective markets of those subsidiaries, thus considered to be permanently invested. In addition, the Corporation has no foreseeable need for the subsidiaries’ earnings given its ability to service its dividend program from the earnings of its domestic units. As of December 31, 2005, the Corporation has not accumulated deferred taxes on approximately $451 million of retained earnings held by the subsidiaries. Had the Corporation recorded a deferred tax liability on the unremitted earnings of its U.S. subsidiaries, it would have approximated $8.3 million for the year 2005 and $45.1 million on a cumulative basis at December 31, 2005.
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
Pension and Postretirement Benefit Obligations
The Corporation provides pension and restoration benefit plans for certain employees of various subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The benefit costs and obligations of these plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rate, rate of compensation increase and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against industry assumptions. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the plans and related valuation assumptions are included in Note 22 to the consolidated financial statements.
     The Corporation periodically reviews its assumption for long-term expected return on pension plan assets in the Banco Popular de Puerto Rico Retirement Plan, which is the Corporation’s largest pension plan with a market value of assets of $504 million at December 31, 2005. The expected return on plan assets is determined by considering a total fund return estimate based on a weighted average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.
     As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2006 to develop expected rates of return. This forecast reflects the actuarial firm’s expected long-term rates of return for each significant asset class or economic indicator, for example, 9.5% for U.S. equities, 5.3% for fixed income, and 2.8% inflation at January 1, 2006. The range of return developed relies both on forecasts and on broad-market historical benchmarks for expected return, correlation, and volatility for each asset class.
     As a consequence of recent reviews, the Corporation left unchanged its expected return on plan assets for year 2006 at 8.0%, similar to the expected rate assumed in 2004 and 2005.
     Pension expense for the Banco Popular de Puerto Rico Retirement Plan in 2005 amounted to $4.3 million. This included a credit of $40.3 million reflecting the expected return on assets for 2005.
     Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2006 from 8.00% to 7.50% would increase the projected 2006 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.5 million.
     The Corporation considers the Citigroup Pension Liability Index as a guide in the selection of the discount rate, as well as a bond matching analysis performed by the consulting actuaries. It also uses prevailing Moody’s Long-term AA Corporate Bond yield for consistency with prior years. The Corporation elected to use 5.50% as the discount rate to determine the benefit obligation at December 31, 2005, compared with 5.75% at December 31, 2004.
     A 50 basis point increase / decrease in the assumed discount rate of 5.50% as of the beginning of 2006 would decrease / increase the projected 2006 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.5 million and $4.3 million, respectively. The change would not affect the minimum required contribution to the Plan.

POPULAR 2005	[P13]

     The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2005. The Corporation had an accrual for postretirement benefit costs of $123 million at December 31, 2005. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 22 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have in the cost components and postretirement benefit obligation of the Corporation.
STATEMENT OF INCOME ANALYSIS
Net Interest Income
Net interest income represents the Corporation’s primary source of earnings, comprising 64% of total revenues (defined as net interest income plus non-interest income) for 2005. The variables that affect net interest income are various, including the interest rate scenario, changes in volumes and mix of earning assets and interest bearing liabilities, and the repricing characteristics of these assets and liabilities.
     A portion of the Corporation’s interest earning assets, mostly investments in obligations of some U.S. Government agencies and sponsored entities, and the Puerto Rico Commonwealth and its agencies, generate interest which is exempt from income tax, principally in Puerto Rico. Also, the taxable equivalent adjustment includes interest earned on earning assets held by the Corporation’s international banking entities, which are tax-exempt under Puerto Rico law. To facilitate the comparison of all interest data related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates. The statutory income tax rate in Puerto Rico was 39% for the year ended December 31, 2004. In 2005, the Government of Puerto Rico approved a temporary, two-year additional tax rate of 2.5% for corporations, which increased the marginal tax rate from a 39% to 41.5%. The taxable equivalent adjustment includes the favorable impact to the Corporation of tax exempt income associated to this change, which was not significant. The taxable equivalent computation considers the interest expense disallowance required by the Puerto Rico tax law, also affected by the mentioned increase in tax rate. The statutory income tax rate considered for the Corporation’s U.S. operations was approximately 35%.
     Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Interest income for the year ended December 31, 2005 included an unfavorable impact of $42 million, consisting principally of amortization of net loan origination costs (net of fees), amortization of net premiums on loans purchased, and prepayment penalties and late payment charges. These amounts approximated $36 million and $21 million, respectively, for the years ended December 31, 2004 and 2003.
     The year 2005 presented challenges, primarily related to net interest income growth. The combination of rising short-term interest rates, relatively stable long-term interest rates, and intense competition for loans in some of the Corporation’s markets has resulted in a sharp compression of the Corporation’s net interest margin.
     The average key index rates for the years 2003 through 2005 were as follows:

	2005	2004	2003

Prime rate	6.19%	4.35%	4.12%
Fed funds rate	3.20	1.34	1.13
3-month LIBOR	3.57	1.62	1.21
3-month Treasury Bill	3.20	1.39	1.02
10-year Treasury	4.28	4.26	4.00
FNMA 30-year	5.72	5.60	5.47

     Table D presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2005, as compared with the same period in 2004, segregated by major categories of interest earning assets and interest bearing liabilities.
     The increase in average earning assets for the year ended December 31, 2005, compared with the previous year, was principally due to the 18% increase in the average loan portfolio. All loan categories increased during 2005, when compared to the previous year, demonstrating that the Corporation continues to diversify its asset base. Commercial and construction loans represented 53% of the total increase in average loans, while mortgage, consumer, and lease financing represented 27%, 16%, and 4%, respectively. Also contributing to the rise in average earning assets was the increase in investment securities, in part due to the portfolios of the acquired banking institutions and to the reinvestment of funds derived from mortgage loan sale transactions into securities, some of which are tax-exempt in Puerto Rico. Refer to the Statement of Condition Analysis section of this MD&A for additional information on factors that contributed to the earning assets growth.
     The increase in the volume of earning assets was funded mainly through a combination of interest bearing deposits, as well as short and long-term borrowings. See Table M for a complete detail of average deposits by category. Total borrowings increased primarily as a result of repurchase agreements and federal funds purchased. Also, there were higher volume of on-balance sheet securitizations by PFH in 2005 and a greater impact in average balances from junior subordinated debentures (trust preferred

WE CONNECT	[P14]

securities) issued in the second half of 2004 that impacted the full year in 2005. Furthermore, refer to the Statement of Condition Analysis and Liquidity sections included in this MD&A for particular factors contributing to the rise in the Corporation’s funding activities.
     The decrease in the net interest margin for the year ended December 31, 2005, compared with the previous year, was partly attributed to the following factors:
•	An increase in the average cost of interest bearing liabilities, principally due to tightening in monetary policy by the Federal Reserve (FED) commencing in June 2004. During 2005, the FED raised the federal funds target rate an additional 200 basis points, which together with increases in 2004, brought this rate from 1.25% in June 2004 to 4.25% on December 31, 2005. Also, there was an increase in the cost of long-term debt principally resulting from secured debt derived from mortgage loan securitization transactions.

•	An increase in the cost of interest bearing deposits primarily because of the growth in average deposits together with rate increases, principally in time deposits, which is a higher-cost category, combined with the impact of higher costs in money market accounts in a very competitive environment.

•	Competitive pressures which affected the ability to raise interest rates on loans originated.

•	A reduction in the yield of mortgage loans which was partly due to competition in the non-prime loan market as well as the flattening of the yield curve and its impact in new volumes. Also, there was an increase in premium amortization resulting from the continuing prepayment activity in the U.S. market.

•	A decline in consumer loan yields primarily due to the implementation of risk-based pricing strategies as well as promotional campaigns.

•	Lower yields in the lease financing portfolio, which was also adversely impacted by the interest rate scenario, promotional campaigns and the acquisition of Kislak, since this acquired lease financing portfolio carried a lower yield.
     Partially offsetting these unfavorable variances were the following contributors:
•	The yield for commercial loans increased, when compared to 2004, in part due to a high proportion of loans with floating rates which were favorably impacted by the rising interest rates. As of December 31, 2005, approximately 58% of the commercial and construction loans portfolio had floating or adjustable interest rates.

•	The yield of investment securities increased mainly due to a high proportion of collateralized mortgages obligations with floating rates. Also, the yield rose as a result of a favorable change in the taxable equivalent adjustment, principally related with the consideration of a higher average volume of securities and the impact of the aforementioned increase in the statutory tax rate in Puerto Rico.
     The increase in the taxable equivalent adjustment for the year ended December 31, 2005, compared with the previous year, resulted mostly from higher tax-exempt interest income and the higher statutory tax rate in Puerto Rico, partially offset by an increase in the interest expense disallowance resulting from the increase in the cost of funds. Average tax-exempt earning assets approximated $10.0 billion in 2005, of which 88% represented tax-exempt investment securities, compared with $7.0 billion and 88%, respectively, in 2004.
     As part of its asset / liability management strategies, the Corporation has entered into some activities with derivative financial instruments to protect its exposure to market risk. Refer to the Market Risk — Derivatives section of this MD&A and Note 28 to the consolidated financial statements for additional information regarding the Corporation’s involvement in derivative activities.
     The increase in net interest income from 2003 to 2004, as shown in Table D, was the effect of a 15% growth in average earning assets, mainly in the loans category which increased by 21% when compared to 2003. The increase in the volume of earning assets was funded through a combination of borrowings, interest bearing deposits, and non-interest bearing sources of funds, including demand deposits and other funds. The net interest margin decreased from 2003 to 2004 as a result of a lower yield on earning assets. This reduction was mainly due to a lower yield in the investment securities portfolio, due to maturities of higher rate securities being replaced by lower-yielding securities and higher premium amortization on prepaid mortgage-backed securities. Also, there was a yield decline in all loan categories, which resulted from prepayment of higher rate mortgages, promotional campaigns to attract personal loans, and certain portfolios acquired from Quaker City that carried lower yields. These unfavorable changes were partially offset by a reduction in the average cost of funds mainly due to the issuance of long-term debt and the repricing of short-term borrowings at the low interest rate environment that prevailed in 2003 and mid-year 2004. Also, there were certain initiatives in 2003 to reduce the cost of certain interest bearing liabilities, including revisions made to interest rates on deposits, which impacted fully the year 2004. The decrease in the taxable equivalent adjustment for the year 2004, compared with 2003, was mostly related to lower tax-exempt interest income, partially offset by a decrease in the interest expense disallowance

POPULAR 2005	[P15]

Table D
Net Interest Income — Taxable Equivalent Basis

Year ended December 31,
(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2005	2004	Variance	2005	2004	Variance		2005	2004	Variance	Rate	Volume

$ 797	$835	$(38)	4.18%	3.07%	1.11%	Money market investments	$33,319	$25,660	$7,659	$8,058	$(399)
12,230	11,162	1,068	4.83	4.54	0.29	Investment securities	591,089	506,785	84,304	33,913	50,391
488	481	7	6.65	5.70	0.95	Trading securities	32,427	27,387	5,040	4,669	371

13,515	12,478	1,037	4.86	4.49	0.37		656,835	559,832	97,003	46,640	50,363

						Loans:
11,815	9,371	2,444	6.73	5.85	0.88	Commercial and construction	794,899	548,318	246,581	89,981	156,600
1,303	1,125	178	7.57	8.56	(0.99)	Leasing	98,618	96,233	2,385	(11,836)	14,221
12,238	10,999	1,239	6.53	6.67	(0.14)	Mortgage	799,332	733,218	66,114	(15,052)	81,166
4,375	3,649	726	10.12	10.62	(0.50)	Consumer	442,662	387,521	55,141	(16,452)	71,593

29,731	25,144	4,587	7.18	7.02	0.16		2,135,511	1,765,290	370,221	46,641	323,580

$43,246	$37,622	$5,624	6.46%	6.18%	0.28%	Total earning assets	$2,792,346	$2,325,122	$467,224	$93,281	$373,943

						Interest bearing deposits:
$ 3,732	$2,966	$766	1.49%	1.17%	0.32%	NOW and money market*	$55,645	$34,756	$20,889	$9,414	$11,475
5,677	5,408	269	1.23	1.06	0.17	Savings	69,940	57,270	12,670	9,319	3,351
8,776	7,117	1,659	3.48	3.35	0.13	Time deposits	305,228	238,325	66,903	8,917	57,986

18,185	15,491	2,694	2.37	2.13	0.24		430,813	330,351	100,462	27,650	72,812

10,327	8,782	1,545	3.38	1.88	1.50	Short-term borrowings	349,203	165,425	183,778	152,410	31,368
9,764	8,173	1,591	4.73	4.22	0.51	Medium and long-term debt	461,636	344,978	116,658	39,218	77,440

						Total interest bearing
38,276	32,446	5,830	3.24	2.59	0.65	liabilities	1,241,652	840,754	400,898	219,278	181,620
						Non-interest bearing
4,069	3,918	151				demand deposits
901	1,258	(357)				Other sources of funds

$43,246	$37,622	$5,624	2.87%	2.23%	0.64%

			3.59%	3.95%	(0.36)%	Net interest margin

						Net interest income on
						a taxable equivalent basis	1,550,694	1,484,368	66,326	$(125,997)	$192,323

			3.22%	3.59%	(0.37)%	Net interest spread

						Taxable equivalent
						adjustment	126,487	108,857	17,630

						Net interest income	$1,424,207	$1,375,511	$48,696

Notes: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.
             *Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

resulting from the decrease in the cost of interest bearing liabilities. Average tax-exempt earning assets approximated $6.3 billion in 2003, of which 91% represented tax-exempt investment securities.
Provision for Loan Losses
The provision for loan losses reflects management’s assessment of the adequacy of the allowance for loan losses to cover potential losses inherent in the loan portfolio considering current economic conditions and market trends, as well as loan impairment and net charge-offs for the current period. The Corporation’s provision for loan losses for the year ended December 31, 2005 increased by $16.6 million, or 9%, compared with 2004, and exceeded net-charge-offs by $16.7 million, or 9%. The increase in the provision for loan losses was mostly associated with the growth in the loan portfolio. The net charge-off to average loans held-in-portfolio ratio continued improving, declining to 0.62% in 2005, from

WE CONNECT	[P16]

(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2004	2003	Variance	2004	2003	Variance		2004	2003	Variance	Rate	Volume

$ 835	$833	$2	3.07%	3.11%	(0.04)%	Money market investments	$25,660	$25,881	$(221)	$63	$(284)
11,162	10,594	568	4.54	4.99	(0.45)	Investment securities	506,785	528,557	(21,772)	(62,826)	41,054
481	624	(143)	5.70	6.08	(0.38)	Trading securities	27,387	37,887	(10,500)	(2,254)	(8,246)

12,478	12,051	427	4.49	4.92	(0.43)		559,832	592,325	(32,493)	(65,017)	32,524

						Loans:
9,371	8,233	1,138	5.85	6.04	(0.19)	Commercial and construction	548,318	496,994	51,324	(15,625)	66,949
1,125	967	158	8.56	9.90	(1.34)	Leasing	96,233	95,749	484	(14,002)	14,486
10,999	8,354	2,645	6.67	7.21	(0.54)	Mortgage	733,218	602,430	130,788	(48,276)	179,064
3,649	3,176	473	10.62	11.55	(0.93)	Consumer	387,521	366,910	20,611	(25,103)	45,714

25,144	20,730	4,414	7.02	7.54	(0.52)		1,765,290	1,562,083	203,207	(103,006)	306,213

$37,622	$32,781	$4,841	6.18%	6.57%	(0.39)%	Total earning assets	$2,325,122	$2,154,408	$170,714	$(168,023)	$338,737

						Interest bearing deposits:
$ 2,966	$2,550	$416	1.17%	1.35%	(0.18)%	NOW and money market*	$34,756	$34,317	$439	$(5,023)	$5,462
5,408	5,191	217	1.06	1.31	(0.25)	Savings	57,270	67,976	(10,706)	(13,647)	2,941
7,117	6,522	595	3.35	3.69	(0.34)	Time deposits	238,325	240,598	(2,273)	(21,834)	19,561

15,491	14,263	1,228	2.13	2.40	(0.27)		330,351	342,891	(12,540)	(40,504)	27,964

8,782	8,391	391	1.88	1.76	0.12	Short-term borrowings	165,425	147,456	17,969	16,460	1,509
8,173	5,444	2,729	4.22	4.76	(0.54)	Medium and long-term debt	344,978	259,203	85,775	(37,157)	122,932

32,446	28,098	4,348	2.59	2.67	(0.08)	Total interest bearing liabilities	840,754	749,550	91,204	(61,201)	152,405
3,918	3,495	423				Non-interest bearing demand deposits
1,258	1,188	70				Other sources of funds

$37,622	$32,781	$4,841	2.23%	2.29%	(0.06)%

			3.95%	4.28%	(0.33)%	Net interest margin

						Net interest income on a taxable equivalent basis	1,484,368	1,404,858	79,510	$(106,822)	$186,332

			3.59%	3.90%	(0.31)%	Net interest spread

						Taxable equivalent adjustment	108,857	120,170	(11,313)

						Net interest income	$1,375,511	$1,284,688	$90,823

0.71% in 2004 and 0.86% in 2003, mainly due to lower losses in the commercial and lease financing portfolios.
     The provision for loan losses for the year ended December 31, 2004 declined $17.3 million, or 9%, compared with 2003. This decline was mainly attributed to the mix in the loan portfolio, and with improved net charge-offs, non-performing assets, and delinquency ratios.
     Refer to the Credit Risk Management and Loan Quality section for a detailed analysis of non-performing assets, allowance for loan losses and selected loan losses statistics. Also, refer to Table G and Note 7 to the consolidated financial statements for the composition of the loan portfolio.

POPULAR 2005	[P17]

Non-Interest Income
For the year ended December 31, 2005, non-interest income increased by $176.5 million, or 29%, compared with 2004. Non-interest income accounted for 36% of total revenues for the year 2005, compared with 31% in 2004 and 33% in 2003. Table E provides information on non-interest income for the past five years.
     Service charges on deposit accounts increased by $16.5 million, or 10%, from 2004, mostly driven by the business derived from the operations of Kislak and Quaker City and results from deposit marketing initiatives and the customer acquisition program in the U.S. mainland. Also, the increase in service charges was the result of higher fees related with revisions in the pricing structure for certain products, overdrawn accounts, and others.
     Other service fees for 2005 rose by $36.0 million, or 12%, from 2004. Table E provides a breakdown by major categories. The principal variances and the factors contributing to their result included:
•	An increase in credit card fees that was associated with higher merchant business revenues resulting from increased sales, higher interchange income as a result of increased average rate on transactional volume, and higher credit card late payment fees derived from higher volume from revisions in the grace period considered in the application of the late payment fee. This was partially offset by lower membership fees as a result of campaigns in Puerto Rico that eliminated this annual credit card charge.

•	Higher insurance fees as a result of volume growth in commission driven products, primarily credit life and title insurance, as well as higher revenues from the reinsurance business. The increase was also related to revisions in certain commission rates and with higher volume driven by new initiatives, primarily from cross-selling efforts.

•	Increase in fees derived from the sale and administration of investment products was primarily obtained from higher commissions due to volume related with retail broker transactions, including mutual fund and stock sales and higher commissions from Popular Securities’ New York office, opened in the second quarter of 2004. Also, there was a greater volume of assets under management primarily related to mutual funds and revisions in charged fees.

•	The increase in mortgage banking services was associated with services provided to loan brokers in the origination of mortgage loans for other institutions, such as for underwriting efforts, and higher prepayment penalty income and other fees related to loans serviced by the Corporation in the U.S. mainland.

•	Partially offsetting the variances previously described, was a decline in check cashing fees mainly due to lower volume resulting from lesser number of retail outlets of PCE as a result of the sale.
     The results for the year 2005 included $67.4 million in net gains on sale of investment securities, mainly marketable equity securities, compared with $15.3 million in 2004. These gains were offset by the recording during 2005 of other-than-temporary impairments in investment securities available-for-sale, primarily from unfavorable valuation adjustments in interest-only strips, mainly as a result of changes in anticipated prepayments. For further information on the valuation and impairment adjustments of interest-only strips refer to the Critical Accounting Policies section of this MD&A and Note 21 to the consolidated financial statements.
     Gain on sales of loans and trading account profit accounted for an increase, on a combined basis, of $69.3 million compared with 2004. The rise was primarily due to $32.2 million in gains derived from $2.3 billion in mortgage loans securitizations performed by PFH during 2005 in which the Corporation surrendered control over the assets. Also, the newly acquired operations of E-LOAN contributed with $16.7 million of the increase for the year 2005. Furthermore, in the second quarter of 2005, BPPR participated in the pooling of $552 million in mortgage loans into mortgage-backed securities that were sold with servicing retained realizing a gain of approximately $16 million.
     Other operating income for 2005 also contributed with a $17.8 million increase compared with the previous year, primarily due to higher capital gains by $6.8 million on the sale of certain real estate properties, primarily in Puerto Rico. Also, the gain realized on the partial sale of PCE operations as described in the Overview section of this MD&A, higher bank-owned life insurance income, and income derived from securitization related invested funds, contributed to the increase in other operating income for the year 2005.
     For the year ended December 31, 2004 non-interest income decreased by $17.2 million, or 3% from 2003. The decline was primarily due to lower gains on sale of securities, mainly marketable equity securities. The results for the year 2003 included $71.1 million in gains on sale of securities compared with $15.3 million in 2004. Partially offsetting this unfavorable variance were higher other service fees by $11.2 million, or 4%. The increase in other services fees was principally from higher debit and credit card fees resulting from higher transactional volume, and insurance fees that rose principally attributed to business initiatives and additional services which capitalize on the Corporation’s extensive delivery channels and client base. These favorable variances in the other service fees category were partially offset by lower check cashing fees due to the sale of PCE’s mobile units

WE CONNECT	[P18]

Table E
Non-Interest Income

	Year ended December 31,
						Five-Year
(Dollars in thousands)	2005	2004	2003	2002	2001	C.G.R.*

Service charges on deposit accounts	$181,749	$165,241	$161,839	$157,713	$146,994	7.68%

Other service fees:
Credit card fees and discounts	82,062	69,702	60,432	59,199	55,776	6.23
Debit card fees	52,675	51,256	45,811	42,461	37,156	11.54
Insurance fees	50,734	38,924	29,855	24,380	18,718	40.14
Processing fees	42,773	40,169	40,003	36,545	37,521	8.44
Sale and administration of investment products	28,419	22,386	21,174	21,590	21,633	10.44
Check cashing fees	17,122	21,680	24,420	21,128	18,187	3.37
Mortgage servicing fees, net of amortization	13,854	10,392	6,853	11,924	12,183	1.98
Trust fees	8,290	8,872	7,830	9,071	9,548	(2.65)
Other fees	35,572	32,170	48,014	39,508	31,825	1.47

Total other service fees	331,501	295,551	284,392	265,806	242,547	8.95

Net gain (loss) on sale and valuation adjustment of investment securities	52,113	15,254	71,094	(3,342)	27	36.00
Trading account profit (loss)	30,051	(159)	(10,214)	(804)	(1,781)	72.09
Gain on sale of loans	83,297	44,168	53,572	52,077	45,633	15.99
Other operating income	106,564	88,716	65,327	72,313	58,396	8.87

Total non-interest income	$785,275	$608,771	$626,010	$543,763	$491,816	11.09%

* C.G.R. refers to compound growth rate.

in 2003 and various stores during 2004, and lower other fees, including fees for services provided to mortgage brokers. Other operating income in 2004 was higher when compared to the preceding year because of higher capital gains derived from the sale of real estate properties in Puerto Rico and the U.S. mainland, higher daily rental revenues from the Corporation’s auto and lease financing operation in Puerto Rico and higher bank-owned life insurance income, among other factors.
Operating Expenses
For a detail of operating expenses and various related ratios for the last five years refer to Table F. As a percentage of average assets, operating expenses decreased to 2.86% in 2005, compared with 2.94% in 2004 and 3.21% in 2003. The Corporation’s efficiency ratio increased from 59.86% in 2004 to 62.30% in 2005. In 2003 this ratio was 60.51%. The efficiency ratio measures how much of a company’s revenue is used to pay operating expenses. As stated in the Glossary of Selected Financial Terms included in this MD&A, in determining the efficiency ratio the Corporation includes recurring non-interest income items, thus isolating income items that may be considered volatile in nature. Management believes that the exclusion of those items would permit greater comparability for analytical purposes. The amounts within non-interest income not considered recurring in nature amounted to $77.7 million in 2005, compared with $28.0 million in 2004 and $71.1 million in 2003, and corresponded principally to capital gains on the sale of real estate, gains on the sale of business operations, net gains (losses) on the sale of investment securities and unfavorable adjustments in the valuation of investment securities.
     Factors affecting the above performance indicators are discussed below.
     Personnel costs, the largest category of operating expenses, increased 9% for the year ended December 31, 2005 compared with the same period in 2004. This was driven mostly by higher salaries and related taxes, due in part to higher headcount, including new operations in the U.S. mainland, and annual merit increases. Full-time equivalent employees were 13,210 at December 31, 2005, an increase of 1,071 employees from December 31, 2004. Also, during 2005 the Corporation incurred higher costs on stock options and restricted stock due in part to additional grants of restricted stock, higher number of plan participants and the acceleration of the amortization of the related

POPULAR 2005	[P19]

costs for certain participants taking into account the years left prior to attaining retirement age, which in a few instances that period was shorter than the standard vesting period indicated in the plans. These increases in personnel costs were partially offset by higher deferred salaries and benefits associated with the origination of loans due to increased volume.
     For 2005, all other operating expenses, excluding personnel costs, increased 18% compared with 2004. The most significant variances and the events giving rise to them included:
•	Increase in business promotion was principally due to the five-year agreement entered into in 2005 to sponsor the New York Mets baseball team, costs supporting E-LOAN’s marketing strategy, including national television advertising, direct mail campaigns, online efforts, etc., deposit gathering campaigns in the U.S. banking operations, a new institutional campaign in Puerto Rico and other direct mail and promotional campaigns supporting business initiatives.

•	Increase in professional fees was primarily related with higher consulting and computer services, including support fees for system conversions, some of which were related to the business acquisitions in the U.S. mainland. Also, there were higher collection and other credit related costs to support the lending business, audit fees and legal costs. The latter increase was partly associated with the E-Rate investigation that was settled in the third quarter of 2005 and other legal advisory services incurred in connection with the review of the transactions by the Corporation in past years with certain financial institutions in Puerto Rico which have announced the restatement of their financial results from prior years. Refer to the Other Matters section in this MD&A for further information on these transactions.
Table F
Operating Expenses

	Year ended December 31,
						Five-Year
(Dollars in thousands)	2005	2004	2003	2002	2001	C.G.R.

Salaries	$474,636	$427,870	$388,527	$361,957	$321,386	9.14%
Pension, profit sharing and other benefits	148,053	143,148	137,917	126,784	103,756	11.05

Total personnel costs	622,689	571,018	526,444	488,741	425,142	9.58

Equipment expenses	124,276	108,823	104,821	99,099	97,383	4.86
Professional fees	119,281	95,084	82,325	84,660	73,735	12.96
Net occupancy expenses	108,386	89,821	83,630	78,503	72,100	9.86
Business promotion	100,434	75,708	73,277	61,451	50,783	16.50
Communications	63,395	60,965	58,038	53,892	48,883	6.77
Other taxes	39,197	40,260	37,904	37,144	38,756	2.81
Printing and supplies	18,378	17,938	19,111	19,918	17,804	(2.47)
Amortization of intangibles	9,579	7,844	7,844	9,104	27,438	(22.63)
Other operating expenses:
Credit card processing, volume and interchange expenses	29,700	26,965	23,869	18,033	16,000	17.32
Transportation and travel	19,426	14,968	13,811	13,896	10,960	13.95
All other*	73,459	61,618	82,009	64,561	47,225	9.72

Subtotal	705,511	599,994	586,639	540,261	501,067	7.91

Total	$1,328,200	$1,171,012	$1,113,083	$1,029,002	$926,209	8.67%

Efficiency ratio**	62.30%	59.86%	60.51%	60.42%	59.81%
Personnel costs to average assets	1.34	1.43	1.52	1.54	1.52
Operating expenses to average assets	2.86	2.94	3.21	3.23	3.31
Employees (full-time equivalent)	13,210	12,139	11,474	11,037	11,334
Assets per employee (in millions)	$3.68	$3.66	$3.18	$3.05	$2.71

* Includes insurance, sundry losses, FDIC assessment and other real estate expenses, among others.
** Non-interest expense divided by net interest income plus recurring non-interest income.

WE CONNECT	[P20]

•	Rise in net occupancy expenses resulted mostly from the impact of the operations acquired in the U.S. mainland as well as additional rented space for business expansion, primarily in PFH which increased its branch network by 30 offices. Also, there were higher maintenance, energy and rent costs, including the consideration of rent escalation clauses.

•	Higher equipment expenses driven mostly by the operations acquired, the implementation of new application systems, including the new consumer loan system to support PFH’s branch network, and continuing investments in systems technology and software.

•	Increase in other operating expenses was primarily due to higher credit and debit cards interchange and processing costs, expenses of the reinsurance business due to growth, charges related with foreclosed properties derived from the lending business and higher traveling costs, among other diverse items.
     In 2004, total operating expenses increased $57.9 million or 5% from 2003. Personnel costs increased $44.6 million, or 8%, mostly due to higher salaries and related taxes, incentive compensation, and performance and other bonuses. All other operating expenses, excluding personnel costs, increased by $13.4 million, or 2%, due in part to the acquisition of Quaker City. Some of the expense categories that reflected increases were net occupancy, equipment expenses and professional fees. These increases resulted from costs to support business initiatives and expansion, higher amortization of software packages to support the technology infrastructure, computer service fees associated with systems applications, and collection expenses related to the lending business, among other factors. Offsetting these variances was the category of other operating expenses, which declined by $16.1 million when compared with 2003. The results for 2003 included a $12.1 million prepayment penalty on the early cancellation of certain long-term borrowings, and higher sundry losses by approximately $21 million, mostly associated with higher levels of unauthorized credit card transactions conducted on credit cards issued by BPPR. These variances were partially offset by higher corporate insurance costs, credit card interchange and processing expenses, and other real estate expenses on foreclosed properties in 2004.
Income Tax Expense
Income tax expense for the year ended December 31, 2005, was $148.9 million compared with $144.7 million in 2004, an increase of $4.2 million or 3%. The increase in 2005 was primarily due to higher pretax earnings for the current year and by an unfavorable impact of $7.1 million resulting from the change in the Puerto Rico statutory tax rate from 39% to 41.5%, net of the income tax benefit of $3.6 million which results from adjusting the deferred tax asset to reflect the increase in rate. The increase in income tax expense was partially offset by an increase in net tax-exempt interest income.
     The effective tax rate decreased from 22.8% in 2004 to 21.7% in 2005 mostly due to the increase in gains on the sale of securities subject to a lower preferential tax rate on capital gains in Puerto Rico. A portion of the capital gains realized during 2005 was subject to the transitory provision effective until June 30, 2005 that reduced the preferential tax rate from 12.5% to 6.25%.
     The difference between the effective tax rates and the maximum statutory tax rate for the Corporation, which is 41.5% as of December 31, 2005, is primarily due to the interest income earned on certain investments and loans which is exempt from Puerto Rico income tax, net of the disallowance of related expenses attributable to the exempt income.
     In 2004, income tax expense increased $14.4 million or 11%, from $130.3 million in 2003. This increase was primarily due to higher pretax earnings in 2004 and by lower net tax-exempt interest income. The effective tax rate was 21.7% in 2003.
     Refer to Note 25 to the consolidated financial statements for additional information on income taxes.
Fourth Quarter Results
Refer to the Statistical Summary 2004-2005 Quarterly Financial Data presented in this MD&A.
     Net interest margin, on a taxable equivalent basis, declined to 3.50% for the fourth quarter of 2005, from 3.76% in the same period of 2004. Net interest income, on a taxable equivalent basis, increased by $10.9 million, or 3%, over the fourth quarter of 2004. The average volume of earning assets rose by $4.3 billion, primarily due to a $3.4 billion increase in average loans, mainly commercial and consumer loans, which rose by $1.9 billion and $0.7 billion, respectively. This growth included the impact of the acquisitions completed by the Corporation during 2005. Investment securities also increased by $0.9 billion, mainly in securities from U.S. government sponsored entities. The volume increase in earning assets was funded principally through interest bearing deposits, which on average rose by $2.2 billion, and by borrowed funds, which increased by $2.8 billion. The decrease in the net interest yield was mostly due to an increase in the cost of interest bearing liabilities by 76 basis points as a result of the continuing tightening in monetary policy by the FED during 2005. The yield on earnings assets for the quarter ended December 31, 2005 increased 49 basis points compared with the same period in 2004. This rise was driven primarily by an increase of 46 basis points in the yield of the loan portfolio, mostly associated with commercial loans with floating rates, and by an increase of 32 basis points in the yield of the investment portfolio, primarily in collateralized mortgage obligations.

POPULAR 2005	[P21]

     The provision for loan losses for the fourth quarter of 2005 increased by $5.0 million, or 11%, compared with the same quarter in 2004, principally due to portfolio growth. The net charge-off to average loans held-in-portfolio ratio improved, declining to 0.68% in the fourth quarter of 2005, from 0.86% for the same quarter in 2004. The decline was due to higher average loan volume coupled with lower net charge-offs. Net charge-offs for the quarter ended December 31, 2005 were $51.4 million, compared with $59.2 million in the same quarter of the previous year. The decline was mostly associated with lower lease financing net charge-offs as a result of one vendor who filed bankruptcy in 2004 pertaining to the small ticket equipment leasing segment of the U.S. portfolio.
     Non-interest income reached $214.2 million for the quarter ended December 31, 2005, compared with $160.0 million for the same quarter in 2004, an increase of $54.2 million, or 34%. This growth was driven by higher gain on sale of loans by $26.6 million, resulting primarily from the sale of $574 million in mortgage loans as part of two off-balance sheet securitizations performed by PFH during the fourth quarter of 2005 with gains of $7.5 million and from sales performed by E-LOAN with gains of $16.7 million. Other services fees increased by $6.6 million, or 9%, while services charges on deposit accounts rose $3.9 million, or 9%. Both were favorably impacted by the acquisition of Kislak. The principal categories within other service fees which contributed to the growth for 2005 included fees on credit cards, insurance commissions, sale and administration of investment products, and processing. Partially offsetting these favorable variances were lower check cashing fees mainly due to lower volume as a result of the sale of the majority of PCE’s retail outlets during the fourth quarter of 2005. Other operating income increased by $16.3 million, or 67%, mainly due to higher capital gains by $9.2 million on the sale of real estate properties. Also, the increase is related to the aforementioned realized gain on the partial sale of PCE’s operations.
     Operating expenses for the fourth quarter of 2005 totaled $357.8 million, representing an increase of $56.0 million, or 19%, compared with the same quarter in 2004. Personnel costs rose by $11.6 million, or 8%, while the remainder categories of operating expenses increased by $44.4 million, or 29%. Categories with the major variances included business promotion, professional fees, equipment and net occupancy and other operating expenses. Most of the variances were largely associated with the same factors previously described for the annual results.
Reportable Segment Results
The Corporation’s reportable segments for management reporting consist of Banco Popular de Puerto Rico, Banco Popular North America, Popular Financial Holdings and EVERTEC. Also, a Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by this latter group are not allocated to the four reportable segments. For a more complete description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 30 to the consolidated financial statements.
     The Corporate group, which supports the four reportable segments, had a net income of $9.0 million in 2005, compared with a net loss of $36.7 million in 2004 and net income of $25.2 million in 2003. During 2005, the Corporation’s holding companies within the Corporate group realized gains on the sale of marketable equity securities approximating $59.7 million, compared with $14.8 million in 2004 and $67.9 million in 2003.
     Highlights on the earnings results for the reportable segments follow:
Banco Popular de Puerto Rico
A significant portion of the Corporation’s financial activities are concentrated in Puerto Rico (P.R. or the Island) where the Corporation has established a strong leadership position in most product categories and population segments. In P.R., Popular faces the challenge of increased competition from local and national participants, and its financial condition and results of operations are highly dependent on economic conditions in the Island. Banco Popular de Puerto Rico’s business strategy is to attract, retain and grow customer relationships capitalizing on the Corporation’s broad delivery channels and client base and on the advantages of doing business with the whole Popular organization, which offers a complete spectrum of products, competitive pricing and superior service.
     For the year ended December 31, 2005, net income for the reportable segment of Banco Popular de Puerto Rico totaled $398.7 million, a slight decrease of $1.7 million, or less than 1%, compared with $400.4 million for 2004. Net income amounted to $348.7 million for 2003. Factors that contributed to the variance in results for 2005 when compared with 2004 included:
•	Higher net interest income by $15.8 million, or 2%, was mostly associated with the commercial banking business, which experienced a $17.7 million, or 6%, growth from 2004. This increase in commercial banking net interest income was primarily the result of greater average volume of commercial loans, coupled with a higher yield. A substantial portion of Banco Popular de Puerto Rico’s commercial portfolio has adjustable or floating rate characteristics, as such was favorably impacted by the higher short-term interest rates experienced in 2005. The consumer and retail banking loan portfolios also increased, but their yields declined as a result of new loans originated at competitive rates, an aged portfolio with lower fixed rates not repricing in the current higher interest rate

WE CONNECT	[P22]

scenario, and risk-based pricing which lowered the interest spread charged on certain loans. Also, the net interest margin was negatively impacted by the higher cost of funding in the rising rate scenario.

•	Higher provision for loan losses by $8.0 million or 9% was primarily due to loan volume growth.

•	Non-interest income grew by $62.6 million or 17% mainly due to higher credit card fees and discounts, revenues from the insurance and reinsurance businesses and fees from the sale and administration of investment products. Also, there were higher mortgage banking revenues from the sale of loans and mortgage-backed securities.

•	Operating expenses increased by $66.4 million or 10% in part associated with higher ATM, interchange and merchant business transaction processing expenses. Also, there were higher network support services. These financial transaction and information technology services are primarily provided by EVERTEC in arm’s length transactions. Also, there were higher costs from the reinsurance business related with the higher volume of premiums assumed. Also, in general, there were higher net occupancy expenses, compensation costs, and other general operating expenses in the normal course of business.

•	Higher income taxes by $8.9 million or 9%, that was primarily due to the increase in the income tax rate in 2005 described in the Income Tax Expense section of this MD&A.

•	Favorable cumulative effect of accounting change of $3.2 million which resulted from the change of the fiscal year end at some subsidiaries as described in the Overview section of this MD&A.
Banco Popular North America
The Corporation’s operations in the United States have prospered as a result of organic growth derived from strategic moves, which included among others, key niche initiatives in the lending and depository businesses, diversification of revenue sources, improved service delivery to customers and system conversions. Also, an important contributor to this reportable segment’s growth was the successful integration and systems conversion of the two recent acquisitions - Quaker City and Kislak. As described in the Overview section, in 2005 management made the difficult decision to sell substantially all of the assets of PCE, the Corporation’s check cashing operation in the U.S. mainland, after carefully weighing the benefits and risks associated with the business.
     For the year ended December 31, 2005, net income for the reportable segment of Banco Popular North America totaled $99.2 million, an increase of $44.7 million, or 82%, compared with $54.5 million for 2004. Net income amounted to $35.4 million for 2003. Factors that contributed to the variance in results for 2005 when compared with 2004 included:
•	Net interest income grew by $79.4 million or 29% mostly due to an increase in the volume of earning assets, primarily investment securities and loans, mainly in the commercial, mortgage and consumer portfolios. This increase was due to the aforementioned business acquisitions, coupled with initiatives that focused in Small Business Administration (SBA) and middle market commercial lending, as well as the expansion of the non-conventional mortgage program. Earning assets growth was funded primarily through deposits, including brokered certificates of deposits.

•	Provision for loan losses declined by $19.7 million or 46% primarily due to improvements in credit quality since the portfolios of the acquired institutions had low levels on non-performing assets and a substantial portion are secured by real estate. Also, the year 2004 included the large charge-off in the lease financing portfolio described in the Fourth Quarter Results section of this MD&A.

•	Greater non-interest income by $31.6 million or 32% was mainly due to higher service charges on deposit accounts, including the results from the businesses acquired, successful marketing campaigns and the customer acquisition program, an initiative launched in 2004 to attract and retain customers. Also, there were higher gains on the sale of loans, primarily SBA loans.

•	Higher operating expenses of $58.2 million or 23% consisted primarily from increased personnel costs, net occupancy expenses, professional fees, business promotion and other operating expenses. These rises were the result of the operations of Quaker and Kislak, computer service fees and system conversion costs, consideration of higher rent escalations, attorneys and collection costs primarily related to the previously described lease financing charge-off recorded in 2004, higher promotion and direct mail campaigns, other real estate expenses, sundry losses, and other general costs from the ordinary course of business.

•	Higher income taxes by $27.6 million or 92% was mainly due to higher taxable income.
Popular Financial Holdings
PFH, the Corporation’s mortgage and consumer lending business in the United States, which up to the acquisition of E-LOAN catered itself to the non-prime market, faced a difficult year in 2005, a challenge also faced by many competitors in the mortgage lending arena. Competition, the rising short-term interest rates, a flattening of the yield curve and its negative impact on new loan originations, continuous high prepayments rates which accelerated the amortization of premiums on loans acquired, and higher cost of funding from on-balance sheet securitization

POPULAR 2005	[P23]

structures, resulted in a sharp compression of this reportable segment’s net interest margin, and consequently, had an unfavorable impact on its net income. Despite these challenges, PFH had a good year in terms of loan production derived from the core business of mortgage loans, mortgage secured and unsecured personal loans and wholesale operations. Also, 2005 was a good year for the warehousing lending, a unit that targets small and mid-sized mortgage bankers by providing revolving lines of credit to finance retail prime and non-prime mortgage loans. The acquisitions of E-LOAN and Infinity also contributed to PFH’s results in the fourth quarter of 2005.
     For the year ended December 31, 2005, net income for the reportable segment of PFH totaled $8.9 million, a decrease of $49.3 million, or 85%, compared with $58.2 million for 2004. Net income amounted to $54.6 million for 2003. Factors that contributed to the variance in results for 2005 when compared with 2004 included:
•	Net interest income declined by $52.8 million or 21%. As described above, this decrease was mainly due to a lower net interest margin, partially offset by higher average volume of mortgage and consumer loans.

•	The provision for loan losses increased by $28.4 million or 63%, primarily due to higher net charge-offs.

•	Higher non-interest income by $48.1 million was mainly due to higher gains on the sale of mortgage loans. As described in the Critical Accounting Policies / Estimates section of this MD&A, PFH completed six off-balance sheet securitizations in 2005. In 2004, all securitizations completed by PFH were securitizations accounted for as secured borrowings. Also, the year 2005 included the gains realized by E-LOAN in the two-month period following the business acquisition. These favorable changes were partially offset by higher write-downs in interest-only strips mainly as a result of changes in anticipated prepayments.

•	Operating expenses rose by $45.3 million or 32%, consisting primarily of higher personnel costs, business promotion, professional fees and equipment expenses. The increase in personnel costs was related with a higher number of full-time employees which resulted from the E-LOAN and Infinity acquisitions and the increase in the number of branches by 30 from the end of 2004. The rise in business promotions was mostly from E-LOAN advertising campaigns, while equipment expenses rose in part due to higher system maintenance costs and the implementation in 2005 of the new consumer loan system supporting the branch network. Professional fees were higher in part due to higher collection, title and credit bureau costs on the lending business and increased staff hired on a temporary basis to support the operations.

•	Income taxes decreased by $29.0 million mainly due to lower taxable income.
EVERTEC
EVERTEC, the Corporation’s reportable segment dedicated to processing and technology outsourcing services delivered good results in 2005, after attaining a full year of operations under the new organizational structure completed in 2004. During 2005, this segment focused on growing core revenues and increasing operational efficiencies. EVERTEC provides support internally to the Corporation’s subsidiaries, as well as to third parties. Also, it manages the ATH network, processing millions of transactions through automated teller machines (ATMs) and point-of-sale terminals. During 2005, EVERTEC processed a higher volume of transactions, and also increased the number of affiliated financial institutions. Furthermore, EVERTEC experienced strong growth in its operations in Costa Rica, and continued to benefit from the equity investment in Consorcio de Tarjetas Dominicanas (CONTADO) in the Dominican Republic and Serfinsa in El Salvador. EVERTEC also expanded into new areas and grew through acquisitions and strategic alliances, as described in the Overview section of this MD&A.
     For the year ended December 31, 2005, net income for the reportable segment of EVERTEC totaled $24.7 million, an increase of $10.5 million, or 74%, compared with $14.2 million for 2004. Net income amounted to $11.8 million for 2003. Factors that contributed to the variance in results for 2005 when compared with 2004 included:
•	Non-interest income grew by $20.9 million mainly due to higher transaction and application processing revenues, and network management and IT consulting fees, including services provided to Popular’s subsidiaries.

•	Operating expenses increased by $4.3 million, consisting primarily of higher equipment costs and software amortization, programming and consulting services, and advertising costs for the ATH’s campaign, among others.

•	Income taxes rose by $7.4 million mainly due to higher taxable income, and a higher income tax rate in Puerto Rico.
STATEMENT OF CONDITION ANALYSIS
Assets
Refer to the audited consolidated financial statements included in the report for the Corporation’s consolidated statements of condition as of December 31, 2005 and 2004. Also, refer to the Statistical Summary 2001-2005 in this MD&A for condensed statements of condition for the past five years. Earning assets totaled $45.2 billion, an increase of $3.4 billion, or 8%, from December 31, 2004. At December 31, 2003, earning assets totaled $34.5 billion. As explained below, the business acquisitions of

WE CONNECT	[P24]

Table G
Loans Ending Balances

	As of December 31,
						Five-Year
(Dollars in thousands)	2005	2004	2003	2002	2001	C.G.R.

Commercial*	$11,921,908	$10,396,732	$8,235,683	$7,883,381	$7,420,738	11.19%
Construction	835,978	501,015	335,482	245,926	258,453	26.49
Lease financing	1,308,091	1,164,606	1,053,821	886,731	859,119	9.88
Mortgage*	12,872,452	12,641,329	9,708,536	7,466,531	6,497,459	22.62
Consumer*	4,771,778	4,038,579	3,268,670	3,099,550	3,132,782	7.49

Total	$31,710,207	$28,742,261	$22,602,192	$19,582,119	$18,168,551	14.58%

*Includes loans held-for-sale.

Kislak and E-LOAN contributed with a considerable share of the growth in assets for 2005.
     At December 31, 2005, investment securities, including trading and other securities, totaled $12.7 billion, compared with $12.2 billion at December 31, 2004, an increase of 4%. The growth was mainly reflected in the available-for-sale portfolio, mostly in the form of obligations of the U.S. Government and its Agencies. For a breakdown of the Corporation’s available-for-sale and held-to-maturity investment portfolios, refer to Notes 4 and 5 to the audited consolidated financial statements. Also, refer to the Market Risk section of this MD&A which provides a table with the breakdown of the trading portfolio by major types of securities at December 31, 2005.
     Loan portfolio growth for 2005 accounted for 88% of the increase in earning assets from December 31, 2004. Table G presents the portfolio composition and its growth trend for the past five years.
     The commercial and construction loans portfolio increased 17% from December 31, 2004 to the end of 2005, representing 63% of the growth in total loans. The growth in commercial loans includes the impact of the acquisition of Kislak, which had approximately $390 million in commercial (including construction) loans immediately prior to the acquisition. The growth in the commercial and construction loans portfolio was also derived from stronger sales efforts toward the public sector and other markets, competitive pricing and loan participations and syndication programs, among other business initiatives.
     The increase in the lease financing portfolio since December 31, 2004 resulted from strong sales efforts and marketing campaigns with attractive interest rates mainly in the Corporation’s auto and lease financing subsidiary on the Island, and from the portfolio acquired from Kislak, which approximated $121 million immediately prior to the acquisition.
     The consumer loan portfolio accounted for 25% of the total loan growth from December 31, 2004 to the same date in 2005. A breakdown of the Corporation’s consumer loan portfolio at such dates follows:

(In thousands)	2005	2004	Change	% Change

Personal	$2,053,175	$1,816,949	$236,226	13%
Auto	1,598,634	1,244,164	354,470	28
Credit cards	968,550	826,961	141,589	17
Other	151,419	150,505	914	1

Total	$4,771,778	$4,038,579	$733,199	18%

     The increase in personal and auto loans from 2004 was primarily due to favorable customer response to marketing efforts, the addition of the E-LOAN auto loan portfolio which totaled $214 million at December 31, 2005, and other acquisitions of home equity loans in the U.S. mainland during 2005. Credit cards also increased mostly as a result of higher sales volume and increased number of credit card holders attracted from novel campaigns, offers of no annual membership fees, tiered pricing and new products directed to increase Popular’s credit card market share in Puerto Rico. The “other” category of consumer loans includes marine loans and revolving credit lines.
     Mortgage loans (including loans held-for-sale) accounted for 8% of the increase in total loans from December 31, 2004 to December 31, 2005. Mortgage loans rose slightly by 2% from December 31, 2004. The increase experienced in the Puerto Rico operations mainly driven by the volume of loan production, was partially offset by the sale of approximately $2.3 billion in residential mortgage loans as part of six off-balance sheet securitizations completed by PFH during the year. During the year ended December 31, 2005, PFH also completed three securitization transactions involving approximately $2.0 billion in purchased mortgage loans, which were accounted for as on-balance sheet securitizations, and as such the loans remained in the Corporation’s statement of condition, partially compensating the reduction in loans that resulted from the sales.

POPULAR 2005	[P25]

     Loans held-for-sale at December 31, 2005 totaled $699 million, compared with $751 million at the end of 2004. Loans held-for-sale at December 31, 2005 included $552 million in mortgage loans, which represent primarily mortgage loans that have been originated and are pending securitization or sale in the secondary market. At December 31, 2005, mortgage loans held-for-sale consisted primarily of conforming and non-conforming loans for which aggregate fair value exceeded their cost. Also, included in loans held-for-sale at the end of 2005 were $140 million in commercial loans, primarily SBA loans, and $7 million in consumer loans.
     Premises and equipment at December 31, 2005 increased $51 million or 9% from the same date in the previous year. The increase was mostly associated with buildings under construction for business expansion and relocations and land acquisitions for future branch sites, primarily in Puerto Rico, and from the operations acquired in the U.S. mainland. The increase was partially offset by a reduction of approximately $11 million related to the sale of PCE’s operations.
     The following table provides a breakdown of the principal categories that comprise the caption of “Other Assets” in the consolidated statements of condition as of December 31, 2005 and 2004.

(In thousands)	2005	2004	Change

Net deferred tax assets	$305,723	$231,892	$73,831
Securitization advances and related assets	236,719	240,304	(3,585)
Bank-owned life insurance program	197,202	155,527	41,675
Prepaid expenses	153,395	120,577	32,818
Servicing rights	141,489	57,183	84,306
Investments under the equity method	62,745	56,996	5,749
Derivative assets	50,246	24,554	25,692
Others	178,281	159,341	18,940

Total	$1,325,800	$1,046,374	$279,426

     Explanations for the most significant variances in other assets follow:
•	The increase in deferred tax assets was primarily the result of the net unrealized loss position of the portfolio of available-for-sale securities at December 31, 2005, compared with net unrealized gains at the same date in 2004. Refer to Note 25 to the consolidated financial statements for the composition of deferred tax assets as of December 31, 2005 and 2004.

•	The increase in bank-owned life insurance was related to additional funding permitted as a result of an increased salary base resulting from the acquired banking institutions.

•	The increase in prepaid expenses was primarily related with municipal license and other prepaid taxes and software packages supporting new branch network and other specialized systems.

•	The growth in servicing rights from December 31, 2004 was principally associated with the servicing rights derived from the securitizations performed by PFH during 2005, including the mortgage servicing rights recorded on on-balance sheet securitization. For more information on servicing rights refer to Note 20 to the consolidated financial statements.

•	The increase in derivative assets was mostly related to additional volume of interest rate swaps used to hedge the exposure to changes in the fair value of certain loans and investments, due to movements in the benchmark interest rate index and to the impact of indexed options used to economically hedge the risk associated with certificates of deposit, which returns are tied to a stock market index. Refer to Note 28 to the consolidated financial statements for further details on these derivative contracts.
     At December 31, 2005, goodwill and other intangible assets reflected an increase of $314 million from December 31, 2004, mostly associated with the acquisitions of Kislak and E-LOAN. Refer to Note 10 to the consolidated financial statements for further information on goodwill and the composition of other intangible assets by reportable business segments.
Deposits, Borrowings and Other Liabilities
Asset growth, including corporate acquisitions, from the end of 2004 to December 31, 2005 was funded principally through deposits and federal funds and repurchase agreements. The composition of the Corporation’s financing to total assets at December 31, 2005 and 2004 was as follows:

			% increase (decrease)	% of total assets
(Dollars in millions)	2005	2004	from 2004 to 2005	2005	2004

Non-interest bearing deposits	$3,958	$4,173	(5.2%)	8.1%	9.4%
Interest-bearing core deposits	13,699	12,835	6.7	28.2	28.9
Other interest-bearing deposits	4,981	3,585	38.9	10.2	8.1
Federal funds and repurchase agreements	8,702	6,437	35.2	17.9	14.5
Other short-term borrowings	2,700	3,140	(14.0)	5.6	7.1
Notes payable and subordinated notes	9,894	10,306	(4.0)	20.3	23.2
Others	1,241	821	51.2	2.6	1.8
Stockholders’ equity	3,449	3,105	11.1	7.1	7.0

WE CONNECT	[P26]

Table H
Deposits Ending Balances

	As of December 31,
						Five-Year
(Dollars in thousands)	2005	2004	2003	2002	2001	C.G.R.

Demand deposits*	$4,415,972	$4,173,268	$3,726,707	$3,367,385	$3,280,350	7.27%
Savings, NOW and money market deposits	8,800,047	8,865,831	7,839,291	7,612,856	6,665,667	8.13
Time deposits	9,421,986	7,554,061	6,531,830	6,634,499	6,424,025	10.41

Total	$22,638,005	$20,593,160	$18,097,828	$17,614,740	$16,370,042	8.86%

*Includes interest and non-interest bearing demand deposits.

     The decline in non-interest bearing deposits reflected in this table is related to approximately $458 million in public funds demand deposits which started bearing interest under revised contractual terms beginning in 2005. These deposits are included in 2005 as part of interest bearing core deposits. Table H provides a breakdown of the Corporation’s deposits by categories for 2005 and previous years. The 25% growth in time deposits from the end of 2004 was primarily due to the acquisition of Kislak, product campaigns and sales efforts both in Puerto Rico and the U.S. mainland primarily from retail customers, and higher volume of brokered certificates of deposits. Brokered certificates of deposit amounted to $1.2 billion at December 31, 2005, compared with $559 million and $638 million at December 31, 2004 and 2003, respectively.
     Borrowed funds increased $1.4 billion, or 7%, reaching $21.3 billion at December 31, 2005, from $19.9 billion on the same date of the previous year. The increase in borrowings since December 31, 2004 was mostly comprised of repurchase agreements and federal funds purchased. Refer to Notes 12 through 16 to the consolidated financial statements for additional information on the Corporation’s borrowings at December 31, 2005 and 2004. Also, refer to the Liquidity Risk section of this MD&A for detailed information on the funding sources outstanding at December 31, 2005 or available to the Corporation for future liquidity needs.
     Other liabilities rose $419 million, or 51%, from December 31, 2004 to the same date in 2005. As explained in the Overview section of the MD&A, certain of the Corporation’s non-banking subsidiaries continue to have a fiscal year ended on November 30, 2005. In balancing the consolidated statement of condition, management had to reverse an intercompany elimination in order to reinstall loans outstanding to third parties. The impact of this reversal resulted in an increase of $429 million in the caption of other liabilities.
Stockholders’ Equity
Total stockholders’ equity at December 31, 2005 was $3.4 billion, compared with $3.1 billion at the same date in 2004. Refer to the consolidated statements of condition and of stockholders’ equity included in the accompanying consolidated financial statements for further information on its composition. Also, the disclosures of accumulated other comprehensive income (loss), an integral component of stockholders’ equity, are included in the consolidated statements of comprehensive income.
     The increase in stockholders’ equity since the end of 2004 was due in part to earnings retention and from the capital derived from the issuance of new shares of common stock under the subscription rights offering described in the Overview section of this MD&A. Also, refer to Note 18 to the consolidated financial statements for detailed information on the subscription rights offering. These favorable variances in equity were partially offset by a change to the unrealized loss position in the valuation of the available-for-sale securities portfolio, from unrealized gains (net of tax) of approximately $72 million at December 31, 2004 to unrealized losses of $138 million at the same date in 2005.
     The Corporation offers a dividend reinvestment and stock purchase plan for its stockholders that allows them to reinvest their quarterly dividends in shares of common stock at a 5% discount from the average market price at the time of the issuance, as well as purchase shares of common stock directly from the Corporation by making optional cash payments at prevailing market prices. During 2005, $17.6 million in additional capital was issued under the plan, compared with $15.5 million in 2004.
     The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations. At December 31, 2005 and 2004, BPPR, BPNA and Banco Popular, National Association (BP, N.A.) were all well-capitalized. Table I presents the Corporation’s capital adequacy information for the years 2001 to 2005. The reduction in the capital ratios since December 31, 2004 to the same date in 2005 was associated with the assets acquired and the goodwill and other intangible assets recorded as a result of the Kislak and E-LOAN acquisitions, and general

POPULAR 2005	[P27]

Table I
Capital Adequacy Data

	As of December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001

Risk-based capital:
Tier I capital	$3,540,270	$3,316,009	$2,834,599	$2,054,027	$1,849,305
Supplementary (Tier II) capital	403,355	389,638	341,840	346,531	330,213

Total capital	$3,943,625	$3,705,647	$3,176,439	$2,400,558	$2,179,518

Risk-weighted assets:
Balance sheet items	$29,557,342	$26,561,212	$21,384,288	$19,487,339	$18,087,672
Off-balance sheet items	2,141,922	1,495,948	1,411,402	1,355,430	479,691

Total risk-weighted assets	$31,699,264	$28,057,160	$22,795,690	$20,842,769	$18,567,363

Ratios:
Tier I capital (minimum required - 4.00%)	11.17%	11.82%	12.43%	9.85%	9.96%
Total capital (minimum required - 8.00%)	12.44	13.21	13.93	11.52	11.74
Leverage ratio*	7.47	7.78	8.00	6.19	6.46
Equity to assets	7.06	7.28	7.34	6.76	7.50
Tangible equity to assets	5.86	6.59	6.76	6.12	6.74
Equity to loans	11.01	11.55	12.28	11.48	12.30
Internal capital generation rate	10.93	10.82	12.84	11.29	9.19

* All banks are required to have a minimum Tier I leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

business growth. Note 19 to the consolidated financial statements present further information on the Corporation’s regulatory capital requirements.
     Included within surplus in stockholders’ equity at December 31, 2005 was $316 million corresponding to a statutory reserve fund applicable exclusively to Puerto Rico banking institutions. This statutory reserve fund totaled $285 million at December 31, 2004. The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. At December 31, 2005 and 2004, BPPR was in compliance with the statutory reserve requirement. Refer to Note 18 to the consolidated financial statements for further information on the transfers from the reserve in 2004 and 2005. The more relevant capital requirements applicable to the Corporation are the federal banking agencies capital requirements included in Table I.
     The average tangible equity amounted to $2.7 billion and $2.6 billion for the years ended December 31, 2005 and 2004, respectively. Total tangible equity was $2.7 billion at the end of both years. The average tangible equity to average tangible assets ratio for 2005 was 5.86%, compared with 6.59% in 2004.
     The shares of the Corporation’s common and preferred stock are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPO, respectively. Table J shows the Corporation’s common stock performance on a quarterly basis during the last five years, including market prices and cash dividends declared. As of February 28, 2006, the Corporation had 10,820 stockholders of record of its common stock, not including the beneficial owners whose shares are held in record names of brokers or other nominees.
OFF-BALANCE SHEET FINANCING ENTITIES
The Corporation conducts asset securitizations that involve the transfer of mortgage loans to qualifying special purpose entities (QSPE), which in turn transfer these assets and their titles, to different trusts, thus isolating those loans from the Corporation’s assets. The off-balance sheet mortgage loans securitizations conducted prior to 2001 and in 2005, qualified for sale accounting based on the provisions of SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” and as such, these trusts are not consolidated in the Corporation’s financial statements. The investors and the securitization trusts have no recourse to the Corporation’s assets or revenues. The Corporation’s creditors have no recourse to any assets or revenues of the special purpose entity, or the securitization trust funds. At December 31, 2005 and 2004, these trusts held approximately $2.1 billion and $95 million, respectively, in assets in the form of mortgage loans. Their

WE CONNECT	[P28]

liabilities in the form of debt principal due to investors approximated $2.1 billion and $89 million at the end of 2005 and 2004, respectively. The Corporation retained servicing responsibilities and certain subordinated interests in these securitizations in the form of interest-only strips. Their value is subject to credit, prepayment and interest rate risks on the transferred financial assets. The servicing rights and interest-only strips retained by the Corporation are recorded in the statement of condition at the lower of cost or market, or fair value, respectively. Refer to the Critical Accounting Policies / Estimates section in this MD&A for further information.
RISK MANAGEMENT
The Corporation has specific policies and procedures which structure and delineate the management of risks, particularly those related to market risk, liquidity, credit and operational risk, all of which are discussed below.
Market Risk
The financial results and capital levels of Popular, Inc. are constantly exposed to market risk. Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments or other assets due to changes in interest rates, currency exchange rates or equity prices. It is a primary responsibility of the Corporation’s Board of Directors (the Board) and management to ensure that the level of market risk assumed throughout all of the subsidiaries of Popular as well as on a consolidated basis, is within policy guidelines approved by the Board. The Board delegates the monitoring of this risk to the Board’s Risk Management Committee, and its management to the Market Risk Committee (the Committee) of Popular, Inc. The Committee’s primary goal is to ensure that the market risk assumed by the Corporation remains within the parameters of the Board’s policies.
Interest Rate Risk
Management considers interest rate risk (IRR) a predominant market risk in terms of its potential impact on earnings.
     The Corporation is subject to interest rate risk because of numerous reasons, including:
•	Assets and liabilities may mature or reprice at different times. For example, if assets reprice slower than liabilities and interest rates are generally rising, earnings could initially decline.

•	Assets and liabilities may reprice at the same time but by different amounts. For example, when the general level of interest rates is rising, the Corporation may increase rates charged on loans by an amount that is less than the general increase in market interest rates because of intense pricing competition. Also, basis risk occurs when assets and liabilities have similar repricing frequencies but are tied to different market interest rate indexes.

•	Short-term and long-term market interest rates may change by different amounts, i.e., the shape of the yield curve may affect new loan yields and funding costs differently.

•	The remaining maturity of various assets and liabilities may shorten or lengthen as interest rates change. For example, if long-term mortgage interest rates decline sharply, mortgage-backed securities classified as available-for-sale may prepay significantly earlier than anticipated, which could reduce portfolio income. In such a scenario, the Corporation would be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income. Prepayment risk also has a significant impact on mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios. Conversely, the opposite would occur in a rising interest rate scenario.

•	Interest rates may have an indirect impact on loan demand, credit losses, loan origination volume, the value of our securities holdings, including interest-only strips, gains and losses on sales of securities and loans, the value of mortgage servicing rights and other sources of earnings.
     In the Corporation’s current liability sensitive position, its short-term borrowings and, to a lesser extent, interest-bearing deposits typically reprice faster than its adjustable or floating interest rate assets. As a result, increases in short-term interest rates could reduce net interest income. Also, if the flattening of the yield curve and current interest rate conditions persist, coupled with intense pricing competition, our net interest margin could be negatively impacted.
     In limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives.
     The Corporation maintains a formal asset and liability management process to quantify, monitor and control interest rate risk and to assist management in maintaining stability in the net interest margin under varying interest rate environments.
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

POPULAR 2005	[P29]

Table J
Common Stock Performance

					Cash	Book
	Market Price				Dividends	Value	Dividend		Price/	Market/
					Declared	Per	Payout	Dividend	Earnings	Book
	High		Low		Per Share	Share	Ratio	Yield*	Ratio	Ratio

2005						$11.82	32.31%	2.60%	10.68x	178.93%
4th quarter	$24		$20	1/9	$0.16
3rd quarter	27	1/2	24	2/9	0.16
2nd quarter	25	2/3	23		0.16
1st quarter	28		23	4/5	0.16

2004						10.95	32.85	2.50	16.11	263.29
4th quarter	$28	7/8	$24	1/2	$0.16
3rd quarter	26	1/3	21	1/2	0.16
2nd quarter	22		20		0.16
1st quarter	24		21	1/2	0.14

2003						9.66	27.05	2.45	12.93	232.14
4th quarter	$23	7/9	$19	8/9	$0.14
3rd quarter	20	3/5	18	1/3	0.13
2nd quarter	20	2/5	17		0.14
1st quarter	17	1/2	16		0.10

2002						9.10	30.76	2.58	12.95	185.71
4th quarter	$17	1/7	$14	1/3	$0.10
3rd quarter	18		15		0.10
2nd quarter	16	5/6	14	1/3	0.10
1st quarter	15		13	3/4	0.10

2001						7.97	33.10	2.43	13.40	182.60
4th quarter	$15		$13	2/3	$0.10
3rd quarter	18	1/8	13	5/7	0.10
2nd quarter	16	1/2	14	2/9	0.10
1st quarter	14	5/7	12	5/8	0.08

* Based on the average high and low market price for the four quarters.
Note: All per share data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.

and focuses on the estimated economic value of the Corporation, that is, the difference between the estimated market value of financial assets less the estimated value of financial liabilities. Due to the importance of critical assumptions in measuring market risk, the risk models currently incorporate third-party developed data for critical assumptions such as prepayment speeds on mortgage-related products and estimates on the duration of the Corporation’s deposits. Interest rate scenarios continue to be modified in response to economic developments and their impact on interest rate outlooks.
     Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Table K presents the static gap estimate for the Corporation as of December 31, 2005. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.
     The interest rate sensitivity gap is defined as the difference between earning assets and interest bearing liabilities maturing or repricing within a given time period. At December 31, 2005, the Corporation’s one-year cumulative negative gap was $1.6 billion or 3% of total earning assets.

WE CONNECT	[P30]

     An interest rate sensitivity analysis performed at the Corporation level is another tool used by the Corporation in expressing the potential variation in future earnings resulting from selected hypothetical changes in interest rates. Sensitivity analysis is calculated on a monthly basis using a simulation model, which incorporates actual balance sheet figures detailed by maturity and interest yields or costs, the expected balance sheet dynamics, reinvestments, and other non-interest related data. Simulations are processed using various interest rate scenarios to determine potential changes to the future earnings of the Corporation.
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
     Based on the results of the sensitivity analyses as of December 31, 2005, the Corporation’s net interest income for the next twelve months is estimated to decrease by $26.5 million in a hypothetical 200 basis points rising rate scenario, and the change for the same period, utilizing a similar hypothetical decline in the rate scenario, is an estimated increase of $7.6 million. Both hypothetical rate scenarios consider the gradual change to be achieved during a twelve-month period from the prevailing rates at December 31, 2005. These estimated changes are within the policy guidelines established by the Board.
     The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third party to pay a debt obligation prior to maturity. At December 31, 2005 and 2004, net premiums associated with loans acquired represented less than 1% of the total loan portfolio, while net premiums associated with portfolios of AFS and HTM securities approximated 2% of these investment portfolios. Prepayment risk also has a significant impact on mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios. Table L, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions as determined by management based on the expected interest rate scenario.
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
     Duration measures the average term of a financial asset or liability. In particular it equals the weighted average maturity of all the cash flows of a financial asset or liability where the weights are equal to the present value of each cash flow. The present value of cash flows occurring in the future is the estimated market value as of a certain date. The sensitivity of the market value of a financial asset or liability to changes in interest rates is primarily a function of its duration. In general terms, the longer the duration of an asset or liability, the greater is the sensitivity of its market value to interest rate changes. Since duration measures the term of a financial asset or liability, it is usually expressed in terms of years or months.
     Duration of equity is evaluated by management on a monthly basis. The duration of equity at December 31, 2005 was in compliance with the Corporation’s established MVPE policy limits both in a most likely interest rate scenario and under rate shocks interest rate scenarios. The interest rate shock scenarios consider 200 basis points sudden increases / decreases in the current interest rate scenario at December 31, 2005.
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

POPULAR 2005	[P31]

Table K
Interest Rate Sensitivity

	As of December 31, 2005
	By Repricing Dates
			After	After	After
		Within	three months	six months	nine months		Non-interest
	0-30	31-90	but within	but within	but within	After one	bearing
(Dollars in thousands)	days	days	six months	nine months	one year	year	funds	Total

Assets:
Money market investments	$327,605	$130,191	$216,500	$850	$2,096	$72,181		$749,423
Investment and trading securities	1,621,661	389,880	545,155	862,429	300,676	8,988,330		12,708,131
Loans	9,395,490	1,820,973	2,012,651	1,665,791	1,389,588	15,425,714		31,710,207
Other assets							$3,455,907	3,455,907

Total	11,344,756	2,341,044	2,774,306	2,529,070	1,692,360	24,486,225	3,455,907	48,623,668

Liabilities and stockholders’ equity:
Savings, NOW, money market and other interest bearing demand accounts	1,296,509					7,961,118		9,257,627
Other time deposits	1,012,928	1,573,542	1,726,349	1,111,217	598,202	3,399,748		9,421,986
Federal funds purchased and assets sold under agreements to repurchase	4,329,493	2,621,124	647,587	156,725	221,050	726,482		8,702,461
Other short-term borrowings	2,065,725	619,328	208	15,000				2,700,261
Notes payable	1,749,363	737,198	606,305	558,974	1,139,254	5,102,483		9,893,577
Non-interest bearing deposits							3,958,392	3,958,392
Other non-interest bearing liabilities and minority interest							1,240,117	1,240,117
Stockholders’ equity							3,449,247	3,449,247

Total	$10,454,018	$5,551,192	$2,980,449	$1,841,916	$1,958,506	$17,189,831	$8,647,756	$48,623,668

Interest rate swaps	72,011	50,683	391,684	38,274	(15,746)	(536,906)
Interest rate sensitive gap	962,749	(3,159,465)	185,541	725,428	(281,892)	6,759,488	(5,191,849)
Cumulative interest rate sensitive gap	962,749	(2,196,716)	(2,011,175)	(1,285,747)	(1,567,639)	5,191,849
Cumulative interest rate sensitive gap to earning assets	2.13%	(4.86%)	(4.45%)	(2.85%)	(3.47%)	11.49%

Corporation’s risk management and trading activities is included in Note 28 to the consolidated financial statements.
     In the opinion of management, the size and composition of the trading portfolio does not represent a potentially significant source of market risk for the Corporation.
     At December 31, 2005 the trading portfolio of the Corporation amounted to $519 million and represented 1.1% of total assets, compared with $385 million and 0.9% a year earlier. Mortgage-backed securities represented 77% of the trading portfolio at the end of 2005, compared with 86% in 2004. A significant portion of the trading portfolio is hedged against market risk by positions that offset the risk assumed. This portfolio was composed of the following at December 31, 2005:

		Weighted
(Dollars in thousands)	Amount	Average Yield*

Mortgage-backed securities	$401,039	6.01%
Commercial paper	9,035	5.00
U.S. Treasury and agencies	3,184	4.77
Puerto Rico Government obligations	92,883	3.26
Other	13,197	4.32

	$519,338	5.45%

*Not on a taxable equivalent basis.

     At December 31, 2005, the trading portfolio of the Corporation had an estimated duration of 5.5 years and a one-month value at risk (VAR) of approximately $5.8 million, assuming a confidence level of 95%. VAR is a key measure of market risk for the Corporation. VAR represents the maximum amount that the Corporation has placed at risk of loss with a 95% degree of

WE CONNECT	[P32]

Table L
Maturity Distribution of Earning Assets

As of December 31, 2005
	Maturities
		After one year
		through five years		After five years
		Fixed	Variable	Fixed	Variable
	One year	interest	interest	interest	interest
(In thousands)	or less	rates	rates	rates	rates	Total

Money market securities	$442,243	$232,180		$75,000		$749,423
Investment and trading securities	2,607,848	3,327,887	$610,220	4,293,357	$1,467,182	12,306,494
Loans:
Commercial	4,170,998	1,940,630	2,737,424	1,567,539	1,505,317	11,921,908
Construction	507,749	16,833	196,334	19,754	95,308	835,978
Lease financing	352,119	950,126		5,846		1,308,091
Consumer	1,885,361	2,217,887	115,469	240,552	312,509	4,771,778
Mortgage	4,317,944	4,343,171	1,536,089	2,290,280	384,968	12,872,452

Total	$14,284,262	$13,028,714	$5,195,536	$8,492,328	$3,765,284	$44,766,124

Notes:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation are not included in this table.
Loans held-for-sale have been allocated according to the expected sale date.

confidence, in the course of its risk taking activities. Its purpose is to describe the amount of capital requirement to absorb potential losses from adverse market movements. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates.
     At December 31, 2005, the Corporation had forward contracts to sell mortgage-backed securities which were accounted for as trading derivatives. These contracts are recognized at fair value with changes directly reported in income. At December 31, 2005, the fair value of these forward contracts was not significant. These contracts are entered into in order to optimize the gain on sales of mortgage-backed securities, given levels of interest rate risk consistent with the Corporation’s business strategies. Refer to Note 28 to the consolidated financial statements for quantitative information.
     The Corporation does not participate in any trading activities involving commodity contracts.
Derivatives
The Corporation’s utilizes various derivative financial instruments as part of its interest rate risk management strategy to minimize significant unplanned fluctuations in net interest income and cash flows, which among others include interest rate swaps, index options, forwards and future contracts. The Corporation does not incorporate the use of highly leveraged derivative instruments into its interest rate risk management strategy. Refer to Note 28 to the audited consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities.
     The Corporation’s derivatives activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of both derivative and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Usually, derivatives transactions are executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, hedged fixed and variable interest rate assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities.
     In the hypothetical event that the correlation between price changes of the derivatives and the hedged asset or liability is substantially reduced, management would assess if the circumstances warrant liquidating the derivatives position and replacing it with another instrument. Based on the Corporation’s derivative instruments outstanding at December 31, 2005, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.

POPULAR 2005	[P33]

     By using derivatives, the Corporation is exposed to credit risk if the counterparties to financial instruments do not perform as expected. If a counterparty fails to perform, the Corporation’s credit risk is equal to the fair value gain in a derivative contract. The Corporation minimizes credit risk through approvals, limits and monitoring procedures. Credit risk related to derivatives is not considered significant at December 31, 2005. As the Corporation enters into transactions only with counterparties that carry high quality credit ratings, the Corporation has not incurred in losses from counterparty nonperformance on derivatives. Further, as applicable under the terms of the master arrangements, the Corporation may obtain collateral where appropriate to reduce risk.
Cash Flow Hedges
In a cash flow hedging strategy, the Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities. The notional amount of derivatives designated as cash flow hedges as of December 31, 2005 amounted to $96 million. At December 31, 2005 the cash flow hedges outstanding related primarily to forward contracts or “to be announced” (TBA) mortgage-backed securities that are sold and bought for future settlement to hedge the sale of mortgage-backed securities and loans prior to securitization. The seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting. Refer to Note 28 to the consolidated financial statements for quantitative information on these derivative contracts.
Fair Value Hedges
The Corporation entered into interest rate swaps designated as fair value hedges to protect its exposure to the changes in fair value resulting from movements in the benchmark interest rate of fixed rate assets, particularly loans and investment securities. The notional amount of these contracts approximated $535 million at December 31, 2005. Refer to Note 28 to the consolidated financial statements for additional information on these derivative instruments designated as fair value hedges.
Trading and Other Non-Hedging Activities
The Corporation takes positions based on market expectations or to benefit from price differentials between financial instruments and markets. These derivatives are not linked to specific assets and liabilities on the statement of condition or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. Also, to a lesser extent, the Corporation may also enter into various derivatives to provide derivative products to customers. These free-standing derivatives are carried at fair value with changes in fair value recorded as part of the results of operations for the period.
     Below is a description of the most significant of the Corporation’s derivative activities that do not qualify for hedge accounting as defined in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (as amended). Refer to Note 28 to the consolidated financial statements for additional quantitative and qualitative information on these derivative instruments.
     The Corporation has interest rate caps in conjunction with a series of securitizations of mortgage loans in order to limit the interest rate payable to the security holders. These contracts were originally designated as cash flow hedges and considered highly effective at inception. During 2005, these hedging relationships ceased to be highly effective as defined by SFAS No. 133. As a result, the interest rate caps were designated as non-hedging derivatives and are currently marked-to-market in the consolidated statement of income. As of December 31, 2005, the notional amount of these interest rate caps was $1.7 billion with a fair value of $12.2 million. The unrealized gain accumulated in other comprehensive income before the discontinuation of the cash flow hedge amounting to $145 thousand, net of tax, will be amortized to earnings over the remaining term of the contract as contractual payments are made. Assuming no change in interest rates, $412 thousand, net of tax, of accumulated other comprehensive income is expected to be reclassified to earnings over the next twelve months. After the discontinuation of cash flow hedge accounting for these interest rate caps, the Corporation determined not to enter into additional interest rate caps contracts as part of securitization transactions accounted for as secured borrowings.
     Furthermore, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or Puerto Rico (PRSI) stock market indexes. The Corporation, through its Puerto Rico banking subsidiary, BPPR, offers certificates of deposit with returns linked to the S&P 500 and PRSI indexes to its retail customers, principally in connection with IRA accounts and certificate of deposits. At December 31, 2005, these deposits amounted to $120 million, or less than 1% of the Corporation’s total deposits. These certificates have a maturity of five years, and the customer’s principal is guaranteed by BPPR and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of the S&P 500 or PRSI indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested, but allows the customer the potential to earn a return

WE CONNECT	[P34]

based on the performance of the U.S. or P.R. stock market, as applicable.
     The risk of issuing certificates of deposit with returns tied to a stock market index is hedged by BPPR. BPPR purchases S&P 500 or PRSI index options from financial institutions with strong credit standings, whose return is designed to match the return payable on the certificates of deposits issued. By hedging the risk in this manner, the effective cost of the deposits raised by this product is fixed. These options are contracts that are traded in the over the counter market (OTC). OTC options are not listed on an options exchange and do not have standardized terms. The contracts have a maturity and an index equal to the terms of the pool of client deposits that they are economically hedging.
     The purchased option contracts are initially accounted for at cost (i.e., amount of premium paid) and recorded as a derivative asset. The derivative asset is marked-to-market on a monthly basis with changes in fair value charged to operations. The deposits are hybrid instruments containing embedded options that must be bifurcated in accordance with SFAS No. 133. The initial value of the embedded option (component of the deposit contract that pays return based on changes in the S&P 500 or PRSI index) is bifurcated from the related certificate of deposit and is initially recorded as a derivative liability and a corresponding discount on the certificate of deposit is recorded. Subsequently, the discount on the deposit is accreted and is included as part of interest expense and the bifurcated option is marked-to-market with changes in fair value charged to operations. The purchased option contracts are marked-to-market based on valuations received from a third party on a quarterly basis.
     The purchased index options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting in accordance with the provision of SFAS No. 133 and therefore cannot be designated as accounting hedges. At December 31, 2005, the notional amount of the index options on deposits approximated $123 million with a fair value of $18 million, while the embedded options had a notional value of $120 million with a fair value of $21 million.
     At December 31, 2005, the Corporation also had outstanding $1.1 billion in interest rate swap agreements with a negative fair value of $1.6 million, recorded in earnings. The agreements seek various strategies, including utilizing the instruments in the Corporation’s capacity as an intermediary on behalf of its customers, economically hedging the cost of short-term borrowings and the interest rate changes in auto loan approvals, among other objectives that are described in Note 28 to the consolidated financial statements.
     An interest rate risk management strategy followed by Kislak and to a limited extent adopted by the Corporation in 2005 involved the ability to convert fixed rate brokered certificates of deposits to short-term adjustable rate liabilities using interest rate swap agreements. As of December 31, 2005 the Corporation maintained $157 million in brokered certificates of deposit that were considered economically hedged. However, these interest rate swaps were not designated as accounting hedges by the Corporation in 2005. Therefore, for the year ended December 31, 2005, the Corporation recognized a loss of $1.7 million in the caption of other operating income in the consolidated statement of income related to the changes in the fair value of these interest rate swaps with notional value of $157 million at the end of 2005. Also, as part of the purchase accounting entries, the Corporation recognized a $1.6 million derivative liability associated with the fair value of the swaps outstanding at acquisition.
     At December 31, 2005 and 2004, the Corporation had forward contracts principally to sell mortgage-backed securities with terms lasting less than a month which were accounted for as trading securities. Also, the Corporation had forward sale commitments to sell to economically hedge the changes in fair value of certain mortgage loans due to changes in market interest rates. The notional amount of the Corporation’s forward contracts accounted as trading derivatives at December 31, 2005 was $486 million with an unfavorable fair value of approximately $1.7 million.
     Refer to Note 28 to the consolidated financial statements for a description of other trading and non-hedging derivative activities utilized by the Corporation during 2005.
Foreign Exchange
The Corporation conducts business in certain Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds interests in Consorcio de Tarjetas Dominicanas, S.A. (CONTADO) and Centro Financiero BHD, S.A (BHD) in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in accumulated other comprehensive income (loss) in the consolidated statements of condition, except for highly inflationary environments in which the effects are included in other operating income in the consolidated statements of income, as described below.
     At December 31, 2005, the Corporation had approximately $36 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive (loss) income, compared with $36 million at December 31, 2004 and $24 million at December 31, 2003.
     The Corporation has been monitoring the inflation levels in the Dominican Republic to evaluate whether it still meets the “highly inflationary economy” test prescribed by SFAS No. 52,

POPULAR 2005	[P35]

“Foreign Currency Translation.” Such statement defines highly inflationary as a “cumulative inflation of approximately 100 percent or more over a 3-year period.” In accordance with the provisions of SFAS No. 52, the financial statements of a foreign entity in a highly inflationary economy are remeasured as if the functional currency were the reporting currency. Accordingly, the Corporation’s interests in the Dominican Republic were remeasured into the U.S. dollar. During the year ended December 31, 2005, approximately $0.6 million in net remeasurement gains on the investments held by the Corporation in the Dominican Republic were reflected in other operating income instead of accumulated other comprehensive (loss) income. Net remeasurement gains totaled $1.8 million for the year ended December 31, 2004. These net gains relate to improvement in the Dominican peso’s exchange rate to the U.S. dollar from $45.50 at June 30, 2004, when the economy reached the “highly inflationary” threshold, to $30.85 and $33.14 at the end of 2004 and 2005, respectively. These remeasurement gains / losses will continue to be reflected in earnings until the economy is no longer considered highly inflationary. The unfavorable cumulative translation adjustment associated with these interests at the reporting date in which the economy became highly inflationary approximated $32 million.
Liquidity Risk
Liquidity risk may arise whenever the Corporation’s ability to raise cash and the runoff of its assets are substantially less than the runoff of its liabilities and its commitments to fund loans, meet customer deposit withdrawals and other cash commitments. The Corporation has established policies and procedures to assist it in remaining sufficiently liquid to meet all of its financial obligations, finance expected future growth and maintain a reasonable safety margin for cash commitments under both normal operating conditions and under unpredictable circumstances of industry or market stress.
     The Board of Directors, through the Risk Management Committee, is responsible for approving policies regarding liquidity risk management as well as approving operating and contingency procedures, and supervising their implementation. Liquidity is managed at the level of the holding companies that own the banking and non-banking subsidiaries. Also, it is managed at the level of the banking and non-banking subsidiaries. The Corporation’s Corporate Treasurer is responsible for implementing the policies and procedures approved by the Risk Management Committee and for monitoring the liquidity position on an ongoing basis.
     The principal sources of funding for the banking subsidiaries include retail and commercial deposits, institutional borrowings, and to a lesser extent, loan sales. The principal uses of funds for the banking subsidiaries include loan and investment portfolio growth, repayment of obligations as they become due, dividend payments to the holding company, and operational needs. In addition, the Corporation’s banking subsidiaries maintain borrowing facilities with the Federal Home Loan Banks (FHLB) and at the discount window of the Federal Reserve Bank of New York, and have a considerable amount of collateral that can be used to raise funds under these facilities. This is a secured source of funding, accepting securities or whole loans as collateral.
     Primary sources of funding for the holding companies include dividends received from its banking and non-banking subsidiaries and proceeds from the issuance of medium-term notes, commercial paper, junior subordinated debentures and equity. Banking laws place certain restrictions on the amount of dividends which a bank may make to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation’s ability to meet its cash obligations. The principal uses of these funds include the repayment of maturing debt, dividend payments to shareholders and subsidiary funding through capital or debt.
     The principal sources of funding for the non-banking subsidiaries include internally generated cash flows from operations, borrowed funds from the holding companies or their direct parent companies, wholesale funding and asset securitizations, loan sales and repurchase agreements. The principal uses of funds for the non-banking subsidiaries include loan portfolio growth, repayment of maturing debt and operational needs.
     The Corporation’s non-banking subsidiaries may be subject to a higher degree of liquidity risk than the banking subsidiaries, due to the latter’s access to federally insured deposits and the FED discount window. In the event of a downgrade in the credit ratings of the Corporation, the non-banking subsidiaries may experience an increase in their cost of funds and reduced availability of financing. Management does not anticipate such a scenario developing in the foreseeable future.
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

WE CONNECT	[P36]

available are temporarily not willing to lend to the Corporation. These plans call for using alternate funding mechanisms such as the pledging or securitization of certain asset classes, committed credit lines, and loan facilities put in place with the FHLB and the FED. The Corporation has a substantial amount of assets available for raising funds through non-traditional channels and is confident that it has adequate alternatives to rely on under a scenario where some primary funding sources are temporarily unavailable.
     Maintaining adequate credit ratings on Popular’s debt issues is an important factor for liquidity, because credit ratings affect the ability of the Corporation to attract funds from various sources on a cost competitive basis. Credit ratings by the major credit rating agencies are an important component of the Corporation’s liquidity profile. Among other factors, the credit ratings are based on the financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and the Corporation’s ability to access a broad array of wholesale funding sources. Changes in the credit rating of the Corporation or any of its subsidiaries to a level below “investment grade” may affect the Corporation’s ability to raise funds in the capital markets. The Corporation’s counterparties are sensitive to the risk of a rating downgrade. In the event of a downgrade, it may be expected that the cost of borrowing funds in the institutional market would increase. In addition, the ability of the Corporation to raise new funds or renew maturing debt may be more difficult.
     In early August 2005, Fitch, a nationally recognized credit rating agency, changed the Corporation’s rating outlook from “stable” to “negative”. In the opinion of management, this does not necessarily imply that a change in the actual rating of the Corporation is imminent, but does suggest that the agency has identified financial and / or business trends, which if left unchanged, may result in a rating change. The Corporation is also rated by two other nationally recognized credit rating agencies. Management has not been advised by these agencies of any potential changes to either the Corporation’s ratings or rating outlook. Following the announcement by the Corporation of the acquisition of E-LOAN, Fitch expressed concerns indicating that, while the Corporation’s capital profile is acceptable for current ratings, the level of tangible common equity would fall following the E-LOAN acquisition as a result of the intangibles recorded, primarily goodwill and trademark. Also, the outlook change considered the risk of greater exposure to the non-prime lending business. Management evaluated such concerns and has taken actions to address them. As described in the Overview section of this MD&A, in the fourth quarter of 2005, the Corporation issued additional shares of common stock to strengthen the level of tangible equity capital. Furthermore, strategic changes have been implemented at PFH that should have the effect of decreasing the growth of the non-prime loan portfolio at the Corporation.
     The Corporation and BPPR’s debt ratings at December 31, 2005 were as follows:

	Popular, Inc.		BPPR
	Short-term	Long-term	Short-term	Long-term
	debt	debt	debt	debt

Fitch	F-1	A	F-1	A
Moody’s	P-2	A3	P-1	A2
S&P	A-2	BBB+	A-2	A-

     The ratings above are subject to revisions or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.
     Also, the consolidated statements of cash flows in the accompanying consolidated audited financial statements can be used to assess the Corporation’s ability to generate positive future net cash flows and to meet future obligations.
     Management believes that available sources of liquidity are adequate to meet the funding needs in the normal course of business. The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities.
Deposits
Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Core deposits are generated from a large base of consumer, corporate and institutional customers, which over the past several years have become more geographically diverse as a result of the Corporation’s businesses.
     Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $17.7 billion, or 78% of total deposits at December 31, 2005. Core deposits financed 39% of the Corporation’s earning assets at December 31, 2005, compared with 41% and 43% at December 31, 2004 and 2003, respectively. Certificates of deposits with denominations of $100,000 and over at December 31, 2005 totaled $5.0 billion, or 22% of total deposits. Their distribution by maturity was as follows:

(In thousands)

3 months or less	$1,833,062
3 to 6 months	935,455
6 to 12 months	978,002
Over 12 months	1,234,921

$4,981,440

POPULAR 2005	[P37]

     The Corporation had $1.2 billion in brokered certificates of deposit at December 31, 2005, which represented 5% of its total deposits. Approximately 10% of the brokered certificates of deposit outstanding at December 31, 2005 are callable, but only at the option of the Corporation. Brokered certificates of deposits, which are typically sold through an intermediary to small retail investors, provide access to longer-term funds that could be available in the market area and provide the ability to raise additional funds without pressuring retail deposit pricing. In the event that any of the Corporation’s banking subsidiaries fall under the regulatory capital ratios of a well-capitalized institution, that banking subsidiary faces the risk of not being able to replace this source of funding. The banking subsidiaries comply with all applicable FDIC regulations at December 31, 2005. Although the utilization of these wholesale deposits is an alternative funding source, the Corporation has established limits in its involvement with this less stable source of funding and does not anticipate placing undue reliance in this source of liquidity in the foreseeable future.
     Average deposits for the year ended December 31, 2005 represented 51% of average earning assets, compared with 52% and 54% for the years ended December 31, 2004 and 2003, respectively. Table M summarizes average deposits for the past five years.
     The Corporation’s ability to compete successfully in the marketplace for deposits depends on various factors, including pricing, service, convenience and financial stability as reflected by operating results and credit ratings (by nationally recognized credit rating agencies). Although a downgrade in the credit rating of the Corporation may impact its ability to raise deposits, management does not believe that the impact should be material. Deposits at all of the Corporation’s banking subsidiaries are federally insured and this is expected to mitigate the effect of a downgrade in credit ratings.
Borrowings
Liquidity on the liability side is also generated through the ability to obtain wholesale funding through a variety of sources, including advances from FHLB, federal funds purchased, repurchase agreements whereby investment securities and loans are pledged as collateral, brokered certificates of deposit, advances under lines of credit with correspondent banks, among other sources.
     The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB at competitive prices. At December 31, 2005 and 2004, Popular had short-term and long-term credit facilities authorized with the FHLB aggregating $1.7 billion and $2.0 billion, respectively, based on assets pledged with the FHLB at those dates. Outstanding borrowings under these credit facilities totaled $1.6 billion and $1.9 billion at December 31, 2005 and 2004, respectively. Such advances are collateralized by securities and mortgage loans and do not have restrictive covenants. Refer to Note 15 to the consolidated financial statements for additional information.
     At December 31, 2005, BPPR and BPNA had approved, but uncommitted, federal funds lines with authorized counterparties approximating $6.0 billion. As of that date, $2.9 billion of these lines was used. At December 31, 2004, these amounts were $8.1 billion and $2.7 billion, respectively. These lines are uncommitted and are available at the option of the counterparty.
     To provide further liquidity, at December 31, 2005 and 2004, BPPR maintained a bank note program with a borrowing capacity of $1.0 billion with the full amount available for future issuance. Under this program, BPPR has the requisite agreements in place to issue and sell its bank notes to institutional investors.
     At December 31, 2005, the Corporation had a borrowing capacity at the FED discount window of approximately $2.6 billion, which remained unused. This facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.
     Moreover, the Corporation, primarily through its mortgage and consumer lending subsidiaries in the U.S. mainland, finances loans under different repo and warehouse financing facilities. When the loans are later securitized or sold, or principal is collected on the loans, proceeds received are used to pay off the related repo or warehousing facilities. At December 31, 2005, PFH, including its subsidiary E-LOAN, had approximately $2.8 billion in available lines of credit under repo and warehouse financing facilities, of which $503 million represented outstanding debt at December 31, 2005. A committed line is a firm commitment from the warehouse lender that funds will be available if requested through the specified termination date. Uncommitted funds are available to the Corporation at the warehouse lender discretion, and may not be accessible by the Corporation if the warehouse lender denies the funding request. Refer to Note 15 to the consolidated financial statements for a description of the major credit lines.
     Another financing source that is used by the Corporation, particularly to fund PFH’s loan growth, is secured borrowings under “on-balance sheet securitizations” of mortgage loans. The asset-backed securities issued by the securitization trust receive interest out of the interest collected on the securitized loans and generally pay down as the securitized loans are paid off. At December 31, 2005 this type of asset-backed financing in the Corporation’s statement of condition was $2.0 billion, compared with $3.6 billion at December 31, 2004.
     At December 31, 2005 and 2004, the Corporation had a committed credit facility from a syndicate of institutions in the

WE CONNECT	[P38]

Table M
Average Total Deposits

	For the Year
						Five-Year
(Dollars in thousands)	2005	2004	2003	2002	2001	C.G.R.

Non-interest bearing demand	$4,068,397	$3,918,452	$3,495,099	$3,226,758	$3,052,270	6.07%
Other non-interest bearing accounts	—	—	—	—	4,277	—

Total non-interest bearing deposits	4,068,397	3,918,452	3,495,099	3,226,758	3,056,547	6.03

Savings accounts	5,676,452	5,407,600	5,190,527	4,775,115	4,170,202	6.65
NOW, money market and other interest bearing demand accounts	3,731,905	2,965,941	2,550,480	2,502,272	2,101,892	15.55

Certificates of deposit:
Under $100,000	3,382,445	3,067,220	2,877,946	2,809,305	2,751,490	4.10
$100,000 and over	4,266,983	3,144,173	2,881,836	2,918,375	2,832,967	13.26

Certificates of deposit	7,649,428	6,211,393	5,759,782	5,727,680	5,584,457	8.63

Other time deposits	1,126,887	905,669	762,080	752,821	662,693	18.01

Total interest bearing deposits	18,184,672	15,490,603	14,262,869	13,757,888	12,519,244	9.65

Total deposits	$22,253,069	$19,409,055	$17,757,968	$16,984,646	$15,575,791	8.93%

amount of up to $520 million and $450 million, respectively, which also serves as a back-up for the commercial paper program, but it can be utilized for general liquidity purposes. The facility has never been drawn upon and management does not anticipate doing so in the future.
     The national markets represent a further source of liquidity. Popular, Inc. has a shelf registration filed with the Securities and Exchange Commission (SEC) that allows Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc. to issue medium-term notes, senior debt securities and preferred stock. During 2005, the Corporation issued approximately $445 million in medium-term notes under this shelf registration statement. At December 31, 2005, the Corporation had available approximately $1.7 billion under this shelf registration. This shelf registration is intended to permit the Corporation to raise funds with a relatively short lead time.
     Also, the Corporation had outstanding at December 31, 2005 and 2004, $850 million in junior subordinated debentures derived from offerings of trust preferred securities. Refer to Note 16 to the consolidated financial statements for further information. At December 31, 2005 and 2004, the Corporation had available $170 million for the issuance of trust preferred securities under a shelf registration statement filed with the SEC during 2004.
     A more detailed description of the Corporation’s borrowings and available lines of credit, including its terms, is included in Notes 12 through 16 to the consolidated financial statements.
     Total lines of credit outstanding are not necessarily a measure of the total credit available on a continuing basis. Certain of these lines could be subject to collateral requirements, standards of creditworthiness, leverage ratios and other regulatory requirements, among other factors.
     Some of the Corporation’s borrowings and deposits are subject to “rating triggers”, contractual provisions that accelerate the maturity of the underlying obligations in the case of a change in rating. Therefore, the need for the Corporation to raise funding in the marketplace could increase more than usual in the case of a rating downgrade. The amount of obligations subject to rating triggers that could accelerate the maturity of the underlying obligations was $216 million at December 31, 2005.
     In the course of borrowing from institutional lenders, the Corporation has entered into contractual agreements to maintain certain levels of debt, capital and asset quality, among other financial covenants. If the Corporation were to fail to comply with those agreements, it may result in an event of default. Such failure may accelerate the repayment of the related borrowings. An event of default could also affect the ability of the Corporation to raise new funds or renew maturing borrowings. As of year-end 2005, two of the Corporation’s subsidiaries had breached certain covenants in two credit facilities for which the Corporation obtained waivers. Obligations subject to the covenant waivers as of year-end approximated $126 million.
     At December 31, 2005, the Corporation had $1.1 billion in outstanding obligations subject to covenants, including those which are subject to rating triggers and those outstanding under the commercial paper program.
Other Funding Sources
The investment securities portfolio provides additional enhancement to the Corporation’s liquidity position, which may

POPULAR 2005	[P39]

be created through either securities sales or repurchase agreements. The Corporation’s portfolio consists primarily of liquid U.S. Treasury and government sponsored agency securities that can be used to raise funds in the repo markets. At December 31, 2005, the investment and trading securities portfolios, as shown in Table L, totaled $12.3 billion, of which $2.6 billion, or 21%, had maturities of one year or less. Mortgage-related investments in Table L are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to the available unpledged collateral at the time the transactions are to be consummated. Unpledged investment and trading securities at the Corporation, excluding other investment securities, amounted to $3.4 billion as of December 31, 2005. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets.
     Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, and to a lesser extent commercial loans, have highly developed secondary markets, which the Corporation uses on a regular basis. The maturity distribution of the loan portfolio as of December 31, 2005 is presented in Table L. As of that date $11.2 billion or 35% of the loan portfolio is expected to mature within one year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.
     Another component of liquidity and an important source of funding is the Corporation’s capital. During 2005, the Corporation issued $175 million in newly issued common stock as described in the Overview section of this MD&A.
Contractual Obligations and Commercial Commitments
The Corporation has various financial obligations, including contractual obligations and commercial commitments, which require future cash payments on debt and lease agreements. Also, in the normal course of business, the Corporation enters into contractual arrangements whereby it commits to future purchases of products or services from third parties. Obligations that are legally binding agreements whereby the Corporation agrees to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations.
     At December 31, 2005, the aggregate contractual cash obligations including purchase obligations and borrowings maturities were:

	Payments Due by Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Certificates of deposit	$6,030	$2,070	$1,137	$185	$9,422
Fed funds and repurchase agreements	6,615	691	1,044	352	8,702
Other short-term borrowings	2,700	—	—	—	2,700
Long-term debt	3,024	3,575	1,507	1,788	9,894
Purchase obligations	161	184	119	58	522
Annual rental commitments under operating leases	46	77	43	89	255
Capital leases	7	9	2	—	18

Total contractual cash obligations	$18,583	$6,606	$3,852	$2,472	$31,513

     Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2005, primarily for services, equipment and real estate construction projects.
     Additionally, during 2006, the Corporation expects to contribute $6.3 million to the pension, benefit restoration and cash balance plans, and $6.1 million to the postretirement benefit plan to fund current benefit payment requirements. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 22 to the consolidated financial statements for further information on these plans. Management believes the effect of the plans on liquidity is not significant to the Corporation’s overall financial condition.
     A number of business and asset acquisition agreements to which the Corporation is a party may require the Corporation to make contingent payments in future years if certain predetermined goals, such as revenue or loan origination targets are achieved within a specified time. Management estimates that the aggregate exposure under these agreements at December 31, 2005 approximates $11.4 million.
     The Corporation also utilizes lending-related financial instruments in the normal course of business to accommodate the financial needs of its customers. The Corporation’s exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and commercial letters of credit is represented by the contractual notional amount of these instruments. The Corporation uses credit procedures and policies in making those

WE CONNECT	[P40]

commitments and conditional obligations as it does in extending loans to customers. Since many of the commitments may expire without being drawn upon, the total contractual amounts are not representative of the Corporation’s actual future credit exposure or liquidity requirements for these commitments.
     At December 31, 2005 the contractual amounts related to the Corporation’s off-balance sheet lending and other activities were:

	Amount of Commitment - Expiration Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Commitments to extend credit	$6,000	$785	$334	$445	$7,564
Commercial letters of credit	22	—	—	—	22
Standby letters of credit	138	29	10	—	177
Commitments to originate mortgage loans	563	—	—	—	563
Commitments to purchase mortgage loans	128	—	—	—	128
Unfunded investment obligations	2	1	4	1	8

Total	$6,853	$815	$348	$446	$8,462

     Refer to the notes to the consolidated financial statements for further information on the Corporation’s contractual obligations, commercial commitments, and derivative contracts.
Credit Risk Management and Loan Quality
Credit risk, which represents the possibility of loss from the failure of a borrower or counterparty to perform according to the terms of a credit-related contract, constitutes one of the Corporation’s primary risk exposures due to its broad and diversified lending business. At December 31, 2005, the Corporation’s credit exposure was centered in its $31.7 billion total loan portfolio, which represented 70% of its earning assets. The portfolio composition for the last five years is presented in Table G.
     The Corporation manages credit risk by maintaining sound underwriting standards, monitoring and evaluating loan portfolio quality, its trends and collectibility, assessing reserves and loan concentrations, recruiting qualified and highly skilled credit officers, implementing and monitoring lending policies and collateral requirements, and instituting credit review procedures to ensure appropriate actions to comply with laws and regulations. The credit policies require prompt identification and quantification of asset quality deterioration or potential loss in order to ensure the adequacy of the allowance for loan losses. Included in these policies, primarily determined by the amount, type of loan and risk characteristics of the credit facility, are various approval levels and lending limit constraints, ranging from the branch or department level to those that are more centralized. When considered necessary, the Corporation requires collateral to support credit extensions and commitments, which is generally in the form of real estate and personal property, cash on deposit and other highly liquid instruments.
     The Corporation’s Credit Strategy Committee (CRESCO) oversees all credit-related activities and is responsible of managing the Corporation’s overall credit exposure and to develop credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through the CRESCO, management reviews asset quality ratios, trends and forecasts, problem loans, evaluates the provision for loan losses and assesses the methodology and adequacy of the allowance for loan losses on a monthly basis. The analysis of the allowance adequacy is presented to the Risk Management Committee of the Board of Directors for review, consideration and ratification on a quarterly basis.
     The Corporation also has a Corporate Credit Risk Management Division (CRMD), which is centralized and independent of the lending function. It oversees the credit risk rating system and reviews the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (GAAP) and regulatory standards. In addition, there is a credit risk management unit at the reportable segments. The CRMD’s functions include managing and controlling the Corporation’s credit risk which is accomplished through various techniques applied at different stages of the credit-granting process. A CRMD representative, who is a permanent non-voting member of the Executive Credit Committee, oversees adherence to policies and procedures established for the initial underwriting of the credit portfolio. Also, the CRMD performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and/or geographic regions. The CRMD strives to identify problem loans early and has specialized workout officers, who are independent of the originating unit, which handle substantially all commercial loans which are past due over 90 days, have filed bankruptcy, or are considered problem loans based on their risk profile.
     The Corporation also has a Credit Process Review Group within the CRMD, which performs annual comprehensive credit process reviews of several middle markets, construction, asset-based and corporate banking lending groups. It also reviews the work performed by an outside loan review firm providing services to the Corporation in the U.S. mainland. This group evaluates the credit risk profile of each originating unit along with each unit’s credit administration effectiveness, including the assessment of the risk rating to be representative of the current credit quality of the loans and evaluate collateral documentation. The monitoring performed by this group contributes in assessing compliance with credit policies and underwriting standards, to determine the current level of credit risk, to evaluate the effectiveness of the credit management process and to identify control deficiencies that may arise in the credit-granting process. Based on their

POPULAR 2005	[P41]

findings, the Credit Process Review Group recommends corrective actions, if necessary, that helps in maintaining a sound credit process.
     The Corporation issues certain credit-related off-balance sheet financial instruments, including commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. For these financial instruments, the contract amount represents the credit risk associated with failure of the counterparty to perform in accordance with the terms and conditions of the contract, and the decline in value of the underlying collateral. The credit risk associated with these financial instruments varies depending on the counterparty’s creditworthiness and the value of any collateral held. Refer to Note 26 to the consolidated financial statements and to the Contractual Obligations and Commercial Commitments section of this MD&A for the Corporation’s involvement in these credit-related activities.
     The Corporation is also exposed to credit risk by using derivative instruments, but manages the level of risk by only dealing with counterparties of good credit standing, entering into master netting agreements whenever possible and, when appropriate, obtaining collateral. Refer to Note 28 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities.
     The Corporation also manages exposures to a single borrower, industry or product type through participations and loan sales. The Corporation maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.
     The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses as well as corporate borrowers engaged in a wide variety of industries. The Corporation has approximately 847,400 consumer loans and 34,000 commercial lending relationships. Only 259 of these commercial borrowers have credit relations with an aggregate exposure of $10 million or more. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits. Approximately 58% of total commercial loans outstanding, including construction, are secured by real estate or cash collateral. In addition, the secured consumer loan portfolio was $2.3 billion or 47% of the total consumer portfolio at December 31, 2005.
     The Corporation continues diversifying its geographical risk as a result of its growth strategy in the United States and the Caribbean. Puerto Rico’s share of the Corporation’s total loan portfolio has decreased from 59% in 1999, to 51% in 2002 and 45% in 2005. The Corporation’s assets and revenue composition by geographical area and by business segment reporting is further presented in Note 30 to the audited consolidated financial statements.
     The Corporation is also exposed to government risk. As further detailed in Notes 4 and 5 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government sponsored entities. In addition, $104 million of residential mortgages and $321 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2005. The Corporation continues to be one of the largest Small Business Administration lenders in the United States. Furthermore, at December 31, 2005 the Corporation had $882 million of available credit facilities granted to or guaranteed by the Puerto Rico Government and its political subdivisions, of which $123 million are uncommitted lines of credit. Of this total, $596 million in loans were outstanding at December 31, 2005. Also, there were $58 million of loans issued to or guaranteed by the U.S. Virgin Islands Government at December 31, 2005. Most of the credit exposure to the Government of Puerto Rico has a guaranteed repayment stream which includes unlimited taxation of the municipalities, first lien on basic property taxes and rental income. Even though Puerto Rico’s economy is closely integrated to that of the U.S. mainland and its Government and many of its instrumentalities are investment-grade rated borrowers in the U.S. capital markets, the current fiscal situation of the Puerto Rico Commonwealth’s government has led nationally recognized rating agencies to recently downgrade its debt obligations and they may consider further downgrades in the future. It is uncertain how the financial markets may react to any potential future ratings downgrade in Puerto Rico debt obligations.
Non-Performing Assets
Non-performing assets include past-due loans that are no longer accruing interest, renegotiated loans and real estate property acquired through foreclosure. A summary of non-performing assets by loan categories and related ratios is presented in Table N. During 2004 the Corporation adopted the standard industry practice of placing commercial and construction loans on non-accrual status if payments of principal or interest are delinquent 90 days or more, instead of 60 days or more, which was its previous policy.
     Although non-performing commercial and construction loans for 2005 reflected a 9% increase from 2004, they declined as a percentage of loans held-in-portfolio mainly due to portfolio growth and the acquisition of Kislak’s portfolio which had low levels of non-performing loans. Non-performing commercial and

WE CONNECT	[P42]

Table N
Non-Performing Assets

	As of December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001

Non-accrual loans:
Commercial, industrial and agricultural	$131,260	$116,969	$166,421	$170,039	$195,169
Construction	2,486	5,624	1,845	—	3,387
Lease financing	2,562	3,665	7,494	10,648	10,297
Mortgage	371,885	395,749	344,916	279,150	176,967
Consumer	39,316	32,010	36,350	40,019	40,946

Total non-performing loans	547,509	554,017	557,026	499,856	426,766
Other real estate	79,008	59,717	53,898	39,399	31,532

Total non-performing assets	$626,517	$613,734	$610,924	$539,255	$458,298

Accruing loans past-due 90 days or more	$86,662	$79,091	$75,557	$67,828	$62,709

Non-performing assets to loans held-in-portfolio	2.02%	2.19%	2.74%	2.92%	2.66%
Non-performing loans to loans held-in-portfolio	1.77	1.98	2.49	2.70	2.48
Non-performing assets to assets	1.29	1.38	1.68	1.60	1.49
Interest lost	$46,198	$45,089	$45,541	$35,820	$27,866

construction loans represented 1.06% of those loans held-in-portfolio at December 31, 2005, compared with 1.13% at December 31, 2004, and 1.96% at December 31, 2003. The decline in non-performing commercial and construction loans since December 31, 2003 to the same date in 2004 was mostly due to the change in the Corporation’s non-accrual policy as described in the previous paragraph and intensified credit management efforts.
     Non-performing financing leases represented 0.20% of the lease financing portfolio at December 31, 2005, compared with 0.31% at the end of 2004 and 0.71% in 2003. The decline in non-performing leases reflects improved delinquency levels combined with portfolio growth.
     Non-performing mortgage loans represented 59% of total non-performing assets and 3.02% of total mortgage loans held-in-portfolio at December 31, 2005, compared with 64% and 3.33%, respectively, at December 31, 2004, and 56% and 3.65%, respectively at December 31, 2003. The decrease in non-performing mortgage loans since December 31, 2004 was associated with higher foreclosures in the mortgage business. Also, the mortgage loan portfolio at PFH has declined since the end of 2004 due to an increase in securitization transactions performed during 2005 in which the control over those assets was surrendered and thus, they qualified for sale accounting under SFAS No. 140. Historically, the Corporation has experienced a low level of losses in its mortgage portfolio, principally in Puerto Rico. Ratios of mortgage loans net charge-offs as a percentage of the average mortgage loans held-in-portfolio are presented later in the Allowance for Loan Losses section of this MD&A.
     The increase in non-performing mortgage loans from 2003 to 2004 was mainly due to portfolio growth at PFH since all securitization transactions in 2004 were in the form of secured borrowings and as such, the loans remained in the books of PFH.
     Non-performing consumer loans represented 0.83%, 0.79% and 1.11% of consumer loans held-in-portfolio at December 31, 2005, 2004 and 2003, respectively. The non-performing consumer loans to consumer loans ratio for 2005 remained stable when compared to 2004 due to the growth experienced in this portfolio, partly offset by higher delinquency levels.
     Other real estate assets, which increased by $19.3 million for the year 2005 when compared with 2004, represented 13% of total non-performing assets at December 31, 2005, compared with 10% at December 31, 2004 and 9% at the end of 2003. The upward trend is the result of higher foreclosures in the mortgage business resulting from more dynamic foreclosure procedures and the continued growth in the mortgage portfolio that was experienced primarily since 2001 when PFH began to finance part of its growth with secured borrowings instead of selling most of its loan production.
     The impact of Hurricanes Katrina, Rita and Wilma on the Corporation’s U.S. operations was not considered significant in terms of delinquency levels.
     Under the standard industry practice, closed-end consumer loans are not customarily placed on non-accrual status prior to being charged-off. Excluding the closed-end consumer loans from non-accruing at December 31, 2005, adjusted non-performing assets would have been $587 million or 1.89% of loans held-in-portfolio, compared with $582 million or 2.08%, respectively, at

POPULAR 2005	[P43]

December 31, 2004. The allowance to non-performing loans ratio at December 31, 2005 and 2004 would have been 90.85% and 83.73%, respectively. Assuming the standard industry practice of placing commercial loans on non-accrual status when payments of principal and interest are past due 90 days or more and excluding the closed-end consumer loans from non-accruing at December 31, 2003, adjusted non-performing assets would have been $547 million or 2.45% of loans held-in-portfolio, and the allowance to non-performing loans ratio would have been 74.73%.
     Once a loan is placed in non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. Refer to Table N for information on the interest income that would have been realized had these loans been performing in accordance with their original terms.
     In addition to the non-performing loans discussed earlier, there were $30 million of loans at December 31, 2005, which in management’s opinion are currently subject to potential future classification as non-performing, and therefore are considered impaired for our analysis of SFAS No. 114. At December 31, 2004 and 2003, these potential problem loans approximated $32 million and $34 million, respectively.
     Loan delinquencies are another key measure used to evaluate and monitor the Corporation’s asset quality. Loans delinquent 30 days or more and delinquencies as a percentage of their related portfolio category at December 31, 2005 and 2004 are presented below.

(Dollars in millions)	2005	2004

Loans delinquent 30 days or more	$1,502	$1,401

Total delinquencies as a percentage of total loans:
Commercial	2.65%	3.24%
Construction	3.83	3.77
Lease financing	2.52	2.88
Mortgage	7.51	6.99
Consumer	3.23	3.15

Total	4.74%	4.87%

     Accruing loans past due ninety days or more at December 31, 2005 are composed primarily by credit cards, FHA/VA and other insured mortgage loans, and mortgage loans delinquent included in the Corporation’s financial statements pursuant to the GNMA’s buy-back option program. Under SFAS No. 140, servicers of loans underlying Ginnie Mae mortgage-backed securities must report as their own assets defaulted loans that they have the option to purchase, even when they elect not to exercise the option. Also, accruing loans ninety days or more include residential conventional loans purchased from other financial institutions that although delinquent, the Corporation has received timely payment from the sellers / servicers, and in most instances have partial guarantees under recourse agreements.
Allowance for Loan Losses
The allowance for loan losses, which represents management’s estimate of credit losses inherent in the loan portfolio, is maintained at a sufficient level to provide for these estimated loan losses based on evaluations of the risks intrinsic in the lending business. The Corporation’s management evaluates the adequacy of the allowance for loan losses on a monthly basis. In determining the allowance, management considers current economic conditions, loan portfolio composition and risk characteristics, historical loss experience, results of periodic credit reviews of individual loans, regulatory requirements and loan impairment measurement, among other factors.
     The methodology used to establish the allowance for loan losses is based on SFAS No. 114 (as amended by SFAS No. 118) and SFAS No. 5. Under SFAS No. 114, commercial loans over a predetermined amount are identified for impairment evaluation on an individual basis and specific impairment reserves are calculated. SFAS No. 5 provides for the recognition of a loss contingency for a group of homogenous loans, which are not individually evaluated under SFAS No. 114, when it is probable that a loss has been incurred and the amount can be reasonably estimated. To determine the allowance for loan losses under SFAS No. 5, the Credit Risk Management Division calculates the Corporation’s loan losses based on historical net charge-off experience segregated by loan type and legal entity.
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
     Management’s evaluation of the quantitative factors (historical net charge-offs, statistical loss estimates, etc.) as well as qualitative factors (current economic conditions, portfolio composition, delinquency trends, etc.) results in the final determination of the provision for loan losses to maintain a level of allowance for loan losses which is deemed to be adequate. Since the determination of the allowance for loans losses considers projections and assumptions, actual losses can vary from the estimated amounts.
     Refer to Table O for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5

WE CONNECT	[P44]

years. The reduction in the allowance for loan losses to loans held-in-portfolio ratio continued to reflect stable to favorable credit quality trends, and includes the impact of a loan portfolio mix which includes a greater proportion of real estate secured loans. The Corporation’s management considers the allowance for loan losses to be at a level sufficient to provide for estimated losses based on current economic conditions, the expected level of net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses.
     Table P details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.
     Also, the table below presents net charge-offs to average loans held-in-portfolio by loan category for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003

Commercial and construction	0.36%	0.48%	0.72%
Lease financing	0.74	2.29	1.19
Mortgage	0.42	0.29	0.37
Consumer	1.81	2.05	2.33

Total	0.62%	0.71%	0.86%

     The decline in commercial and construction loans net charge-offs to average loans held-in-portfolio ratio in 2005 compared with 2004 was mostly associated with portfolio growth and with a shift in the mix of the commercial loan portfolio to include a higher proportion of real estate secured loans, due in part to the loan portfolios acquired. The improved credit quality trend was also the result of the continuing identification and monitoring of potential problem loans. The allowance for loan losses corresponding to commercial and construction loans held-in-portfolio represented 1.46% of that portfolio at December 31, 2005, compared with 1.64% in 2004 and 2.00% in 2003. The ratio of allowance to non-performing loans in the commercial and construction loan category was 137.9% at the end of 2005, compared with 146.0% in 2004 and 101.9% in 2003. The portion of the allowance for loan losses related to impaired loans at December 31, 2005, 2004 and 2003, was $20 million, $31 million and $44 million, respectively. Further disclosures with respect to impaired loans are included in Note 7 to the consolidated financial statements.
     The decrease in lease financing net charge-offs by $16.1 million from 2004 to 2005 was related principally to a vendor in the U.S. portfolio who filed for bankruptcy in 2004 as described in the Fourth Quarter Results section of this MD&A. That particular vendor’s charge-off approximated $17.9 million in 2004. The allowance for loan losses for the lease financing portfolio was 2.11% at December 31, 2005, compared with 2.46% at the same date in 2004 and 2.83% in 2003. The decline was primarily due to lower delinquency levels and a growing portfolio.
     Mortgage loans net charge-offs for the year ended December 31, 2005 experienced an increase of 50% when compared with the previous year, mostly associated with PFH. The mortgage loans net charge-offs to average mortgage loans held-in-portfolio ratio at this subsidiary at December 31, 2005 was 0.62%, compared with 0.38% in 2004 and 0.45% in 2003. This increase was due to higher levels of charge-offs and lower portfolio growth as a result of the change in the accounting for securitizations to also include off-balance sheet transactions during 2005. PFH has established more dynamic foreclosure procedures which have resulted in higher other real estate property balances. Also, there have been higher charge-offs related to properties repossessed or in the process of foreclosure. The Corporation’s allowance for loan losses for mortgage loans held-in-portfolio represented 0.59% of that portfolio at December 31, 2005, compared with 0.57% in 2004 and 0.59% in 2003. The increase in this ratio from to 2004 to 2005 was the result of higher trend of net charge-offs.
     Although consumer loans net-charge offs for 2005 showed an increase of 6% when compared to 2004, they declined as a percentage of the average consumer loan portfolio. The decline in this ratio was associated to loan portfolio growth, mainly in personal and auto loans. The allowance for loan losses for consumer loans held-in-portfolio represented 3.71% of that portfolio at December 31, 2005, compared with 4.00% in 2004 and 4.64% in 2003.
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
     To monitor and control operational risk and mitigate related losses, the Corporation maintains a system of comprehensive policies and controls. During 2005, the Corporation established an Operational Risk Committee (ORCO) composed of senior level representatives from the business lines and corporate functions. The ORCO provides executive oversight to facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Corporation. The Operational Risk Management Division, within the Corporation’s Risk Management Group, serves as ORCO’s operating arm and is responsible for establishing baseline processes to measure, monitor, limit and manage operational risk.

POPULAR 2005	[P45]

Table O
Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)	2005		2004		2003		2002		2001

Balance at beginning of year	$437,081		$408,542		$372,797		$336,632		$290,653
Allowances acquired	6,291		27,185		13,697		2,327		1,675
Provision for loan losses	195,272		178,657		195,939		205,570		213,250
Impact of change in reporting period*	1,586		—		—		—		—

	640,230		614,384		582,433		544,529		505,578

Losses charged to the allowance:
Commercial	64,559		63,937		79,934		85,588		76,140
Construction	—		994		135		3,838		6,394
Lease financing	20,568		37,125		22,995		32,037		41,702
Mortgage	48,212		33,032		29,495		14,701		8,577
Consumer	108,110		103,393		100,040		103,056		102,236

	241,449		238,481		232,599		239,220		235,049

Recoveries:
Commercial	22,067		19,778		20,567		18,515		14,636
Construction	—		—		27		5,376		960
Lease financing	10,939		11,385		11,477		18,084		26,008
Mortgage	775		1,440		467		714		500
Consumer	29,145		28,575		26,170		24,799		23,999

	62,926		61,178		58,708		67,488		66,103

Net loans charged-off (recovered):
Commercial	42,492		44,159		59,367		67,073		61,504
Construction	—		994		108		(1,538)		5,434
Lease financing	9,629		25,740		11,518		13,953		15,694
Mortgage	47,437		31,592		29,028		13,987		8,077
Consumer	78,965		74,818		73,870		78,257		78,237

	178,523		177,303		173,891		171,732		168,946

Balance at end of year	$461,707		$437,081		$408,542		$372,797		$336,632

Loans held-in-portfolio:
Outstanding at year end	$31,011,026		$27,991,533		$22,330,600		$18,489,192		$17,229,063
Average	28,830,965		24,881,341		20,258,913		17,861,152		16,227,897
Ratios:
Allowance for loan losses to year end loans held-in-portfolio	1.49%		1.56%		1.83%		2.02%		1.95%
Recoveries to charge-offs	26.06		25.65		25.24		28.21		28.12
Net charge-offs to average loans held-in-portfolio	0.62		0.71		0.86		0.96		1.04
Net charge-offs earnings coverage	4.94	x	4.59	x	4.59	x	3.93	x	3.68	x
Allowance for loan losses to net charge-offs	2.59		2.47		2.35		2.17		1.99
Provision for loan losses to:
Net charge-offs	1.09		1.01		1.13		1.20		1.26
Average loans held-in-portfolio	0.68%		0.72%		0.97%		1.15%		1.31%
Allowance to non-performing assets	73.69		71.22		66.87		69.13		73.45
Allowance to non-performing loans	84.33		78.89		73.34		74.58		78.88

* Represents the net effect of provision for loan losses, less net charge-offs corresponding to the impact of the changes in accounting principle described in the overview section (change from fiscal to calendar reporting year for various subsidiaries).

WE CONNECT	[P46]

Table P
Allocation of the Allowance for Loan Losses

	As of December,
(Dollars in millions)	2005		2004		2003		2002		2001
		Percentage of		Percentage of		Percentage of		Percentage of		Percentage of
	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each
	for	Category to	for	Category to	for	Category to	for	Category to	for	Category to
	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*

Commercial	$171.7	38.0%	$169.4	37.1%	$163.1	36.9%	$155.5	42.6%	$140.3	43.1%
Construction	12.7	2.7	9.6	1.8	8.4	1.5	8.4	1.3	8.2	1.5
Lease financing	27.6	4.2	28.7	4.2	29.8	4.7	29.6	4.8	22.7	5.0
Mortgage	72.7	39.7	67.7	42.5	55.5	42.3	34.6	34.5	19.9	32.2
Consumer	177.0	15.4	161.7	14.4	151.7	14.6	144.7	16.8	145.5	18.2

Total	$461.7	100.0%	$437.1	100.0%	$408.5	100.0%	$372.8	100.0%	$336.6	100.0%

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
Recently Issued Accounting Pronouncements and Interpretations
     The following is a list of recently issued accounting pronouncements and interpretations that are applicable for adoption by the Corporation in 2006 or thereafter. Refer to Note 1 to the consolidated financial statements for a description of each statement and management’s assessment as to the impact of the adoptions.
     SFAS No. 123-R “Share-Based Payments” — This statement focuses primarily on transactions in which an entity exchanges its equity instruments for employee services and generally establishes standards for the accounting of transactions in which an entity obtains goods or services in share-based payment transactions.
      SFAS No. 153 “Exchanges of Nonmonetary Assets” — This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance.
      SFAS No. 154 “Accounting Changes and Error Corrections” — This statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting and reporting of a change in accounting principle.
     SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140” — This statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS

POPULAR 2005	[P47]

No. 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.
     Also, refer to Note 1 for a description of accounting pronouncements adopted by the Corporation in 2005.
OTHER MATTERS
Transactions with Doral Financial Corporation
     Doral Announcements. On April 19, 2005, Doral Financial Corporation (Doral) announced that its previously filed financial statements for periods from January 1, 2000 through December 31, 2004 should no longer be relied on and that the financial statements for some or all of the periods included therein should be restated because of issues relating to the methodology used to calculate the fair value of its portfolio of floating rate interest-only strips (IOs). On September 22, 2005, Doral estimated that its consolidated stockholders’ equity at December 31, 2004, would be reduced, on a pre-tax basis, by approximately $615 million related to corrections to the valuation of its IOs. On October 25, 2005, Doral announced that it was investigating its mortgage loan sales to local financial institutions.
     On February 27, 2006, Doral filed a Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004 (the “Amended Doral 2004 10-K”). In the Amended Doral 2004 10-K, Doral stated that it was reducing its retained earnings through December 31, 2004 by $921 million on a pre-tax basis and that $596 million of the $921 million reduction was attributable to recharacterization of mortgage loan sales transactions as secured borrowings and $283 million was attributable to valuation of IOs.
     Doral has also stated that the Securities and Exchange Commission is conducting a formal investigation, and that the U.S. Attorney’s Office for the Southern District of New York is also conducting an investigation of these matters. Actions have been brought by or on behalf of securities holders of Doral in relation to these matters.
Estimates of Value Provided by Popular Securities. Between October 2002 and December 2004, Popular Securities, Inc., a wholly-owned subsidiary of the Corporation, provided quarterly estimates of the value of portfolios of IOs on behalf of Doral. In accordance with its understanding regarding the engagement, in providing those estimates of value, Popular Securities utilized assumptions provided by Doral that may not have been consistent with the actual terms of the IO portfolios. As originally filed on March 15, 2005, Doral’s Form 10-K for the year ended December 31, 2004 stated that “to determine the fair value of its IO portfolio”, Doral engaged a “party” to provide an “external valuation” that “consists of a cash flow valuation model in which all economic and portfolio assumptions are determined by the preparer”. Popular Securities believes that this characterization is not appropriate if it was meant to apply to Popular Securities’ work.
     In the Amended Doral 2004 10-K, Doral stated that counsel for its Audit Committee and independent directors had investigated the process it used to obtain “third-party IO valuations”, that the investigation had concluded that the process “was flawed”, that Doral representatives “may have improperly provided inaccurate information” concerning the IO portfolio to the parties performing the third-party valuation, and that the counsel conducting the investigation had “limited access to the third parties who performed the IO valuation.” The Corporation believes that Doral considers Popular Securities to be one of the parties that provided Doral with “third-party IO valuations.”
     Transactions with Doral Relating to Mortgage Loans and IOs. Between 1996 and 2004, BPPR purchased mortgage loans from Doral for an aggregate purchase price of approximately $1.6 billion. The remaining balance of these mortgage loans recorded on the Corporation’s consolidated statement of condition at December 31, 2005 was $538 million.
     In the first six months of 2000, the Corporation sold mortgage loans to Doral Bank, a subsidiary of Doral, in two transactions, each for an aggregate sale price of $100 million, and entered into two agreements, contemporaneously with the sale agreements, to purchase mortgage loans from Doral, each for an aggregate purchase price of $100 million. The Corporation recorded a gain of $2.2 million in the first quarter of 2000 and of $1.9 million in the second quarter of 2000 from the sales of mortgages to Doral Bank.
     The purchases of mortgage loans from Doral for an aggregate price of $1.6 billion were often accompanied by separate recourse and other financial arrangements. The sale of mortgages to Doral Bank for an aggregate purchase price of $200 million were accompanied by separate recourse arrangements.
     On December 15, 2005, Doral announced that it was reversing “a number of transactions involving the generally contemporaneous purchase and sale of mortgage loans from and to local financial institutions,” including “transactions covering the purchase and sale of approximately $200 million in mortgages with a local financial institution during 2000” because Doral’s Audit Committee determined that there was “insufficient contemporaneous documentation regarding the business purpose for these transactions in light of the timing and similarity of the purchase and sale amounts and the other terms of the transactions.”

WE CONNECT	[P48]

In the December 15, 2005 release, Doral stated that it was treating the sales of mortgage loans by it as “loans payable secured by mortgage loans.” The Corporation believes that the contemporaneous purchases and sales of mortgage loans entered into by the Corporation were the ones reversed by Doral.
     The Corporation has reviewed the foregoing mortgage loan purchase and sale transactions, as well as the public statements by Doral, and believes that they qualify for sale (or in the case of purchases, purchase) treatment under the financial accounting standard at that time. Accordingly, it has not reversed any of these transactions.
     Between 1996 and 2004, the Corporation purchased IOs from Doral for an aggregate purchase price of $110 million. Over the same period Doral repurchased IOs it had previously sold to the Corporation for an aggregate purchase price of $54 million. The remaining balance of these IOs recorded on the Corporation’s consolidated statement of condition at December 31, 2005 was $42 million. These IOs have been reclassified from investments available-for-sale to loans to Doral because they are accompanied by 100% guarantees from Doral of the principal and the fixed yield and because of the source of the cash flow for payments on the IOs. See Note 4 to the Corporation’s consolidated financial statements for the year ended December 31, 2005.
     In the Amended Doral 2004 10-K, Doral stated that Doral had “failed to detect, document and communicate certain side agreements entered into by Doral’s former treasurer guaranteeing a fixed yield to a purchaser” of its IOs and that this failure “resulted in the improper accounting for these transactions as sales and the associated improper recognition of gains on sales.” Doral stated that it reversed the sales of the IOs and recorded the transaction as a secured borrowing. It also stated that “gains on sales of trading securities” accounted for at the time of the sales of the IOs were reversed.
Transactions with R&G Financial Corporation
     R&G Announcements. R&G Financial Corporation (R&G) has announced that its previously filed financial statements for periods from January 1, 2002 through December 31, 2004 need to be restated and should no longer be relied upon because of issues relating to the methodology used in valuing its portfolio of residual interests retained in securitization transactions. R&G has announced that the Securities and Exchange Commission is conducting a formal investigation of this matter. Actions have been brought by or on behalf of securities holders of R&G in relation to these matters.
     Purchases of Mortgage Loans from R&G. Between 2003 and 2004, BPPR entered into various mortgage purchase transactions with R&G in the amount of $176 million. These purchase transactions had recourse provisions and other financial arrangements. At December 31, 2005, the remaining balance of the mortgage loans purchased from R&G recorded on the Corporation’s consolidated statement of condition was $129 million. The Corporation has concluded that its previously filed financial statements are fairly stated and that no restatement is necessary.
Cooperation with Investigations; Possible Consequences
     The Corporation and its employees have provided information in connection with certain of the above-mentioned investigations by the Securities and Exchange Commission and the U.S. Attorney’s Office for the Southern District of New York and are continuing to cooperate in connection with the investigations of these matters. The Corporation is unable to predict what adverse consequences, if any, or other effects the Corporation’s dealings with Doral or R&G, the civil litigation related to Doral or R&G matters or the related investigations could have on the Corporation or BPPR.

POPULAR 2005	[P49]

Glossary of Selected Financial Terms

Allowance for Loan Losses - The reserve established to cover credit losses inherent in loans held-in-portfolio.
Asset securitization - the process of converting receivables and other assets that are not readily marketable into securities that can be placed and traded in capital markets.
Basis Point - Equals to one-hundredth of one percent. Used to express changes or differences in interest yields and rates.
Book Value Per Common Share - Total common shareholders’ equity divided by the total number of common shares outstanding.
Cash Flow Hedge - A derivative designated as hedging the exposure to variable cash flows of a forecasted transaction.
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
Duration - Expected life of a financial instrument taking into account its coupon yield / cost, interest payments, maturity and call features. Duration attempts to measure actual maturity, as opposed to final maturity. Duration measures the time required to recover a dollar of price in present value terms (including principal and interest), whereas average life computes the average time needed to collect one dollar of principal.
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
Fair Value Hedge - A derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment.
Gap - The difference that exists at a specific period of time between the maturities or repricing terms of interest-sensitive assets and interest-sensitive liabilities.
Goodwill - The excess of the purchase price of net assets over the fair value of net assets acquired in a business combination.
Interest-only strip - The holder receives interest payments based on the current value of the loan collateral. High prepayments can return less to the holder than the dollar amount invested.
Interest rate caps / floors - An interest rate cap is a contractual agreement between two counterparties in which the buyer, in return for paying a fee, will receive cash payments from the seller at specified dates if rates go above a specified interest rate level known as the strike rate (cap). An interest rate floor is a contractual agreement between two counterparties in which the buyer, in return for paying a fee, will receive cash payments from the seller at specified dates if interest rates go below the strike rate.
Interest rate swap - Financial transactions in which two counterparties agree to exchange streams of payments over time according to a predetermined formula. Swaps are normally used to transform the market exposure associated with a loan or bond borrowing from one interest rate base (fixed-term or floating rate).
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

WE CONNECT	[P50]

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
Option contract - Conveys a right, but not an obligation, to buy or sell a specified number of units of a financial instrument at a specific price per unit within a specified time period. The instrument underlying the option may be a security, a futures contract (for example, an interest rate option), a commodity, a currency, or a cash instrument. Options may be bought or sold on organized exchanges or over the counter on a principal-to-principal basis or may be individually negotiated. A call option gives the holder the right, but not the obligation, to buy the underlying instrument. A put option gives the holder the right, but not the obligation, to sell the underlying instrument.
Overcollaterization - A type of credit enhancement by which an issuer of securities pledged collateral in excess of what is needed to adequately cover the repayment of the securities plus a reserve. By pledging collateral with a higher face value than the securities being offered for sale, an issuer of mortgage backed bonds can get a more favorable rating from a rating agency and also guard against the possibility that the bonds may be called before maturity because of mortgage prepayments.
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
Tangible Equity - Consists of stockholders’ equity less goodwill and other intangible assets.
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
Total Risk-Adjusted Assets - The sum of assets and credit equivalent off-balance sheet amounts that have been adjusted according to assigned regulatory risk weights, excluding the non- qualifying portion of allowance for loan and lease losses, goodwill and other intangible assets.
Total Risk-Based Capital - Consists of Tier 1 Capital plus the allowance for loan losses, qualifying subordinated debt and the allowed portion of the net unrealized gains on available-for-sale equity securities.
Treasury Stock - Common stock repurchased and held by the issuing corporation for possible future issuance.

POPULAR 2005	[P51]

Statistical Summary 2001-2005
Statements of Condition

	As of December 31,
(In thousands)	2005	2004	2003	2002	2001
Assets
Cash and due from banks	$906,397	$716,459	$688,090	$652,556	$606,142

Money market investments:
Federal funds sold and securities purchased under agreements to resell	740,770	879,321	764,780	1,091,435	820,332
Time deposits with other banks	8,653	319	8,046	3,057	3,056
Bankers’ acceptances	—	—	67	154	402

	749,423	879,640	772,893	1,094,646	823,790

Trading securities, at fair value	519,338	385,139	605,119	510,346	270,186
Investment securities available-for-sale, at fair value	11,716,586	11,162,145	10,051,579	10,310,656	9,091,933
Investment securities held-to-maturity, at amortized cost	153,104	340,850	186,821	180,751	592,360
Other investment securities, at lower of cost or realizable value	319,103	302,440	233,144	221,247	192,468
Loans held-for-sale, at lower of cost or market	699,181	750,728	271,592	1,092,927	939,488

Loans held-in-portfolio	31,308,639	28,253,923	22,613,879	18,775,847	17,556,029
Less — Unearned income	297,613	262,390	283,279	286,655	326,966
Allowance for loan losses	461,707	437,081	408,542	372,797	336,632

	30,549,319	27,554,452	21,922,058	18,116,395	16,892,431

Premises and equipment, net	596,571	545,681	485,452	461,177	405,705
Other real estate	79,008	59,717	53,898	39,399	31,533
Accrued income receivable	245,646	207,542	176,152	184,549	186,143
Other assets	1,325,800	1,046,374	769,037	578,091	496,855
Goodwill	653,984	411,308	191,490	182,965	177,842
Other intangible assets	110,208	39,101	27,390	34,647	37,800

	$48,623,668	$44,401,576	$36,434,715	$33,660,352	$30,744,676

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$3,958,392	$4,173,268	$3,726,707	$3,367,385	$3,281,841
Interest bearing	18,679,613	16,419,892	14,371,121	14,247,355	13,088,201

	22,638,005	20,593,160	18,097,828	17,614,740	16,370,042
Federal funds purchased and assets sold under agreements to repurchase	8,702,461	6,436,853	5,835,587	6,684,551	5,751,768
Other short-term borrowings	2,700,261	3,139,639	1,996,624	1,703,562	1,827,242
Notes payable	9,893,577	10,180,710	6,992,025	4,298,853	3,735,131
Subordinated notes	—	125,000	125,000	125,000	125,000
Preferred beneficial interest in Popular North America’s junior subordinated deferrable interest debentures guaranteed by the Corporation	—	—	—	144,000	149,080
Other liabilities	1,240,002	821,491	633,129	677,605	512,686

	45,174,306	41,296,853	33,680,193	31,248,311	28,470,949

Minority interest in consolidated subsidiaries	115	102	105	1,162	909

Stockholders’ equity:
Preferred stock	186,875	186,875	186,875	—	100,000
Common stock	1,736,443	1,680,096	837,566	834,799	832,498
Surplus	452,398	278,840	314,638	278,366	268,544
Retained earnings	1,456,612	1,129,793	1,601,851	1,300,437	1,057,724
Treasury stock — at cost	(207,081)	(206,437)	(205,527)	(205,210)	(66,136)
Accumulated other comprehensive income, net of tax	(176,000)	35,454	19,014	202,487	80,188

	3,449,247	3,104,621	2,754,417	2,410,879	2,272,818

	$48,623,668	$44,401,576	$36,434,715	$33,660,352	$30,744,676

WE CONNECT	[P52]

Statistical Summary 2001-2005
Statements of Income

	For the year ended December 31,
(In thousands, except per
common share information)	2005	2004	2003	2002	2001

Interest Income:
Loans	$2,116,299	$1,751,150	$1,550,036	$1,528,903	$1,559,890
Money market investments	30,736	25,660	25,881	32,505	47,610
Investment securities	488,814	413,492	422,295	445,925	473,344
Trading securities	30,010	25,963	36,026	16,464	15,018

Total interest income	2,665,859	2,216,265	2,034,238	2,023,797	2,095,862
Less — Interest expense	1,241,652	840,754	749,550	863,553	1,039,105

Net interest income	1,424,207	1,375,511	1,284,688	1,160,244	1,056,757
Provision for loan losses	195,272	178,657	195,939	205,570	213,250

Net interest income after provision for loan losses	1,228,935	1,196,854	1,088,749	954,674	843,507
Net gain on sale and valuation adjustment of investment securities	52,113	15,254	71,094	(3,342)	27
Trading account profit (loss)	30,051	(159)	(10,214)	(804)	(1,781)
Gain on sale of loans	83,297	44,168	53,572	52,077	45,633
All other operating income	619,814	549,508	511,558	495,832	447,937

	2,014,210	1,805,625	1,714,759	1,498,437	1,335,323

Operating Expenses:
Personnel costs	622,689	571,018	526,444	488,741	425,142
All other operating expenses	705,511	599,994	586,639	540,261	501,067

	1,328,200	1,171,012	1,113,083	1,029,002	926,209

Income before tax, minority interest and cumulative effect of accounting change	686,010	634,613	601,676	469,435	409,114
Income tax	148,915	144,705	130,326	117,255	105,280
Net (gain) loss of minority interest	—	—	(435)	(248)	18

Income before cumulative effect of accounting change	537,095	489,908	470,915	351,932	303,852
Cumulative effect of accounting change, net of tax	3,607	—	—	—	686

Net Income	$540,702	$489,908	$470,915	$351,932	$304,538

Net Income Applicable to Common Stock	$528,789	$477,995	$460,996	$349,422	$296,188

Basic EPS before cumulative effect of accounting change*	$1.97	$1.79	$1.74	$1.31	$1.09

Diluted EPS before cumulative effect of accounting change*	$1.96	$1.79	$1.74	$1.31	$1.09

Basic EPS after cumulative effect of accounting change*	$1.98	$1.79	$1.74	$1.31	$1.09

Diluted EPS after cumulative effect of accounting change*	$1.97	$1.79	$1.74	$1.31	$1.09

Dividends Declared per Common Share	$0.64	$0.62	$0.51	$0.40	$0.38

*The average common shares used in the computation of basic earnings per common share were 267,334,606 for 2005; 266,302,105 for 2004; 265,481,840 for 2003; 267,830,164 for 2002 and 272,476,576 for 2001. The average common shares used in the computation of diluted earnings per common share were 267,839,018 for 2005; 266,674,856 for 2004; 265,595,832 for 2003; 267,830,550 for 2002 and 272,476,938 for 2001.

POPULAR 2005	[P53]

Statistical Summary 2001-2005
Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*
(Dollars in thousands)	2005			2004
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Money market investments	$797,166	$33,319	4.18%	$835,139	$25,660	3.07%

U.S. Treasury securities	551,328	25,613	4.65	550,997	26,600	4.83
Obligations of U.S. Government sponsored entities	7,574,297	364,081	4.81	6,720,329	322,854	4.80
Obligations of Puerto Rico, States and political subdivisions	247,220	14,954	6.05	255,244	13,504	5.29
Collateralized mortgage obligations and mortgage-backed securities	3,338,925	163,853	4.91	3,233,378	128,421	3.97
Other	518,516	22,588	4.36	402,112	15,406	3.83

Total investment securities	12,230,286	591,089	4.83	11,162,060	506,785	4.54

Trading account securities	487,319	32,427	6.65	480,890	27,387	5.70

Loans (net of unearned income)	29,730,913	2,135,511	7.18	25,143,559	1,765,290	7.02

Total interest earning assets/ Interest income	43,245,684	$2,792,346	6.46%	37,621,648	$2,325,122	6.18%

Total non-interest earning assets	3,116,645			2,277,127

Total assets	$46,362,329			$39,898,775

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$9,408,358	$125,585	1.33%	$8,373,541	$92,026	1.10%
Time deposits	8,776,314	305,228	3.48	7,117,062	238,325	3.35
Short-term borrowings	10,327,417	349,203	3.38	8,782,042	165,425	1.88
Notes payable	9,644,925	453,489	4.70	8,047,867	336,415	4.18
Subordinated notes	119,178	8,147	6.84	125,000	8,563	6.85
Preferred beneficial interest in junior subordinated deferrable interest debentures guaranteed by the Corporation

Total interest bearing liabilities/ Interest expense	38,276,192	1,241,652	3.24	32,445,512	840,754	2.59

Total non-interest bearing liabilities	4,811,329			4,550,126

Total liabilities	43,087,521			36,995,638

Stockholders’ equity	3,274,808			2,903,137

Total liabilities and stockholders’ equity	$46,362,329			$39,898,775

Net interest income on a taxable equivalent basis		$1,550,694			$1,484,368

Cost of funding earning assets			2.87%			2.23%

Net interest yield			3.59%			3.95%

Effect of the taxable equivalent adjustment		126,487			108,857

Net interest income per books		$1,424,207			$1,375,511

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

WE CONNECT	[P54]

2003			2002			2001
Average		Average	Average		Average	Average		Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
$833,237	$25,881	3.11%	$1,012,357	$32,505	3.21%	$932,422	$47,610	5.11%

472,114	24,615	5.21	467,517	34,055	7.28	748,337	51,637	6.90
6,451,157	356,008	5.52	5,971,610	354,035	5.93	4,750,786	349,750	7.36
201,505	13,570	6.73	188,883	11,911	6.31	131,797	8,416	6.39
3,062,564	118,097	3.86	3,021,564	119,887	3.97	2,060,685	115,333	5.60
407,105	16,267	4.00	439,800	19,028	4.33	478,043	25,114	5.25

10,594,445	528,557	4.99	10,089,374	538,916	5.34	8,169,648	550,250	6.74

623,632	37,887	6.08	363,963	16,961	4.66	266,877	15,358	5.75

20,730,041	1,562,083	7.54	18,729,220	1,539,032	8.22	17,045,257	1,567,382	9.20

32,781,355	$2,154,408	6.57%	30,194,914	$2,127,414	7.05%	26,414,204	$2,180,600	8.26%

1,893,406			1,627,476			1,542,903

$34,674,761			$31,822,390			$27,957,107

$7,741,007	$102,293	1.32%	$7,277,387	$160,314	2.20%	$6,272,094	$180,863	2.88%
6,521,861	240,598	3.69	6,480,501	272,101	4.20	6,247,150	337,018	5.39
8,390,874	147,456	1.76	7,787,011	185,343	2.38	7,136,358	329,648	4.62
5,124,604	234,776	4.58	4,132,811	224,800	5.44	2,393,642	170,172	7.11
125,000	8,539	6.83	125,000	8,536	6.83	125,000	8,527	6.82
194,959	15,888	8.15	145,254	12,459	8.58	150,000	12,877	8.58

28,098,305	749,550	2.67	25,947,964	863,553	3.33	22,324,244	1,039,105	4.65

4,031,343			3,724,040			3,536,329

32,129,648			29,672,004			25,860,573

2,545,113			2,150,386			2,096,534

$34,674,761			$31,822,390			$27,957,107

	$1,404,858			$1,263,861			$1,141,495

		2.29%			2.86%			3.93%

		4.28%			4.19%			4.33%

	120,170			103,617			84,738

	$1,284,688			$1,160,244			$1,056,757

POPULAR 2005	[P55]

Statistical Summary 2004-2005
Quarterly Financial Data

	2005				2004
(In thousands, except per	Fourth	Third	Second	First	Fourth	Third	Second	First
common share information)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Summary of Operations
Interest income	$719,395	$666,088	$647,096	$633,280	$601,486	$563,767	$532,270	$518,742
Interest expense	358,014	317,978	289,666	275,994	245,584	215,575	191,567	188,028

Net interest income	361,381	348,110	357,430	357,286	355,902	348,192	340,703	330,714
Provision for loan losses	51,040	49,960	49,936	44,336	46,016	46,614	41,349	44,678
Net gain (loss) on sale and valuation adjustment of investment securities	1,222	(920)	561	51,250	1,819	—	402	13,033
Other non-interest income	212,958	175,968	189,897	154,339	158,191	144,556	158,567	132,203
Non-interest expense	357,754	329,413	324,199	316,834	301,741	297,873	291,660	279,738

Income before income tax and cumulative effect of accounting change	166,767	143,785	173,753	201,705	168,155	148,261	166,663	151,534
Income tax	36,520	28,569	41,393	42,433	39,931	32,880	38,864	33,030

Income before cumulative effect of accounting change	130,247	115,216	132,360	159,272	128,224	115,381	127,799	118,504
Cumulative effect of accounting change, net of tax	—	—	—	3,607	—	—	—	—

Net income	$130,247	$115,216	$132,360	$162,879	$128,224	$115,381	$127,799	$118,504

Net income applicable to common stock	$127,269	$112,237	$129,382	$159,901	$125,246	$112,402	$124,821	$115,526

Net income per common share* :
Basic before cumulative effect of accounting change	$0.48	$0.42	$0.48	$0.59	$0.47	$0.42	$0.47	$0.43
Diluted before cumulative effect of accounting change**	0.47	0.42	0.48	0.58	0.47	0.42	0.47	0.43
Basic after cumulative effect of accounting change	0.48	0.42	0.48	0.60	0.47	0.42	0.47	0.43
Diluted after cumulative effect of accounting change	0.47	0.42	0.48	0.60	0.47	0.42	0.47	0.43

Selected Average Balances
(In millions)
Total assets	$48,330	$46,048	$45,599	$45,439	$43,190	$40,783	$38,660	$36,916
Loans	31,266	29,297	29,035	29,326	27,886	25,752	23,921	22,979
Interest earning assets	44,903	42,925	42,596	42,547	40,586	38,551	36,475	34,832
Deposits	22,501	22,567	22,339	21,592	20,745	19,588	19,041	18,246
Interest bearing liabilities	40,315	38,110	37,315	37,335	35,350	33,281	31,217	29,892

Selected Ratios
Return on assets	1.07%	0.99%	1.16%	1.43%	1.18%	1.13%	1.33%	1.29%
Return on equity	15.66	14.21	17.06	21.62	17.52	16.22	18.79	17.95

*Per common share data has been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend on July 8, 2004.
** Quarterly amounts for 2005 do not add to the year-to-date total due to rounding.

WE CONNECT	[P56]

Restatement of Interim Cash Flow Information
During the preparation of the 2005 Annual Report, management became aware that disbursements on mortgage loans originated or acquired by Popular Financial Holdings, Inc., our U.S. mortgage and consumer lending subsidiary, with the intent to sell in the secondary market or securitize in transactions structured as sales, were incorrectly presented as cash flows related with investing activities, instead of operating activities, which is the presentation required by SFAS No. 102 “Statement of Cash Flows -Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.” This reclassification impacted solely the year-to-date Consolidated Statements of Cash Flows included in the quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005. In recent speeches, members of the staff of the Securities and Exchange Commission have expressed the view that reclassifications within the statement of cash flows should be treated as a restatement of the information previously presented and not as reclassifications.
The correction of the quarterly information contained in the 2005 Annual Report does not change total cash reflected in the Consolidated Statement of Cash Flows. Furthermore, the correction has no effect on the Corporation’s Consolidated Statements of Income (including, but not limited to net income and earnings per share), Consolidated Statements of Condition or Consolidated Statements of Changes in Stockholders’ Equity. The annual cash flows on the aforementioned disbursements on mortgage loans have been properly classified as “cash flows used in operating activities” in the Corporation’s Consolidated Statement of Cash Flows for the year ended December 31, 2005.
The following comparative table presents the corrected cash flow amounts for the applicable periods in 2005:

	Three-months ended March 31, 2005		Six-months ended June 30, 2005		Nine-months ended September 30, 2005
(In thousands)	(As Reported)	(As Restated)	(As Reported)	(As Restated)	(As Reported)	(As Restated)

Net decrease (increase) in loans held-for-sale	$677,638	$(450,011)	$1,521,483	$(291,923)	$1,860,216	$(511,816)

Net cash provided by (used in) operating activities	887,831	(239,818)	2,358,714	545,308	2,765,179	393,147

Net (disbursements) repayments on loans	(284,671)	842,978	(953,019)	860,387	(1,735,102)	636,930

Net cash (used in) provided by investing activities	(694,170)	433,479	(2,769,036)	(955,630)	(4,285,512)	(1,913,480)

Net cash (used in) provided by financing activities	(96,067)	(96,067)	631,454	631,454	1,694,591	1,694,591

Cash effect of change in accounting principle	(1,572)	(1,572)	(1,572)	(1,572)	(1,572)	(1,572)

Net increase in cash and due from banks	96,022	96,022	219,560	219,560	172,686	172,686
Cash and due from banks at beginning of period	716,459	716,459	716,459	716,459	716,459	716,459

Cash and due from banks at end of period	$812,481	$812,481	$936,019	$936,019	$889,145	$889,145

Refer to Item 9A of the Form 10-K filed with the Securities and Exchange Commission corresponding to the year ended December 31, 2005 for information on the Corporation’s Disclosure Controls and Procedures and on Internal Control over Financial Reporting. Also, refer to Management’s Report to Stockholders included in this 2005 Annual Report.

POPULAR 2005	[P57]

Management’s Report to Stockholders
To Our Stockholders:
Introduction
Under the direction of Popular, Inc.’s (the Corporation) Audit Committee, management conducted a review of the accounting treatment related to the transactions (“the transactions”) between the Corporation and its subsidiaries, and Doral Financial Corporation (“Doral”) and R-G Financial Corporation (“R-G”). This review was performed given the announcements by these companies of their intention to restate their financial statements. As mentioned elsewhere in the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the 2005 Annual Report, after conducting the assessment of the Doral and R-G transactions, the Corporation concluded that its previously filed audited consolidated annual financial statements are fairly stated and no restatement is necessary.
Management’s Report
During the preparation of the 2005 Annual Report, management became aware that disbursements on mortgage loans originated or acquired by Popular Financial Holdings, Inc., our U.S. mortgage and consumer lending subsidiary, with the intent to sell in the secondary market or securitize in transactions structured as sales, were incorrectly presented as cash flows related with investing activities, instead of operating activities, which is the presentation required by SFAS No. 102 “Statement of Cash Flows — Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.” This reclassification impacted solely the year-to-date Consolidated Statements of Cash Flows included in the quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005. In recent speeches, members of the staff of the Securities and Exchange Commission have expressed the view that reclassifications within the statement of cash flows should be treated as a restatement of the information previously presented and not as reclassifications.
The correction of the quarterly information contained in the 2005 Annual Report does not change total cash reflected in the Consolidated Statement of Cash Flows. Furthermore, the correction has no effect on the Corporation’s Consolidated Statements of Income (including, but not limited to net income and earnings per share), Consolidated Statements of Condition or Consolidated Statements of Changes in Stockholders’ Equity. The annual cash flows on the aforementioned disbursements on mortgage loans have been properly classified as “cash flows used in operating activities” in the Corporation’s Consolidated Statement of Cash Flows for the year ended December 31, 2005.
Management’s Assessment of Internal Control Over Financial Reporting
The management of Popular, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a — 15(f) and 15d — 15(f) under the Securities Exchange Act of 1934 and for our assessment of internal control over financial reporting. The Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America, and includes controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). The Corporation’s internal control over financial reporting includes those policies and procedures that:
     (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation;
     (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and

WE CONNECT	[P58]

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
The management of the Corporation has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
Management excluded E-LOAN, Inc., Infinity Mortgage Corporation and ScanData Puerto Rico, Inc. from our assessment of internal control over financial reporting as of December 31, 2005 because these entities were acquired by the Corporation in purchase business combinations during 2005. E-LOAN, Inc., Infinity Mortgage Corporation and ScanData Puerto Rico, Inc. represent approximately 1.14%, 0.03% and 0.02%, respectively, of the Corporation’s total assets as of December 31, 2005, and approximately 1.0%, 0.01% and 0.09%, respectively, of the Corporation’s total revenues for the year ended December 31, 2005.
A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of December 31, 2005, management has concluded that the Corporation did not maintain effective controls over the presentation and classification of certain cash flows. Specifically, controls were not effective in ensuring cash outflows used for loans originated or acquired with the intent to sell in the secondary market or securitize in transactions structured as sales were classified as operating cash flows as required by generally accepted accounting principles. This control deficiency resulted in the restatement of the consolidated financial statements to correct the statements of cash flows for the periods ended March 31, June 30, and September 30, 2005 and an audit classification adjustment to the consolidated statement of cash flows for the year ended December 31, 2005. In addition, this control deficiency could result in a misstatement of the Corporation’s annual or interim consolidated statement of cash flows that would be material and would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness.
Based solely on this material weakness, which management became aware of during the preparation of the 2005 Annual Report, management concluded that the Corporation did not maintain effective internal control over financial reporting as of December 31, 2005, based on the criteria set forth in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005 as stated in their report dated March 13, 2006.
Remediation of Material Weakness
The Corporation has remediated the design of the control associated with the material weakness as of the date of this report, and will test the operating effectiveness of such control in 2006.

Richard L. Carrión Chairman of the Board, President and Chief Executive Officer	Jorge A. Junquera Senior Executive Vice President and Chief Financial Officer

POPULAR 2005	[P59]

Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Stockholders of Popular, Inc.:
We have completed integrated audits of Popular, Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Internal control over financial reporting
Also, we have audited management’s assessment, included in Management’s Assessment of Internal Control Over Financial Reporting, that Popular, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the material weakness related to the presentation and classification of certain cash flows, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.
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
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management’s assessment and our audit of Popular, Inc.’s internal control over financial reporting also included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions

WE CONNECT	[P60]

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
A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment as of December 31, 2005. The Corporation did not maintain effective controls over the presentation and classification of certain cash flows. Specifically, controls were not effective in ensuring cash outflows used for loans originated or acquired with the intent to sell in the secondary market or securitize in transactions structured as sales were classified as operating cash flows as required by generally accepted accounting principles. This control deficiency resulted in the restatement of the consolidated financial statements to correct the statements of cash flows for the quarters ended March 31, June 30, and September 30, 2005 and an audit classification adjustment to the consolidated statement of cash flows for the year ended December 31, 2005. In addition, this control deficiency could result in a misstatement of the Corporation’s annual or interim consolidated statement of cash flows that would be material and would not be prevented or detected. Accordingly, management of the Corporation determined that this control deficiency constitutes a material weakness.
This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Corporation’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.
As described in Management’s Assessment of Internal Control Over Financial Reporting, management has excluded E-LOAN, Inc., Infinity Mortgage Corporation and ScanData Puerto Rico, Inc. from their assessment of internal control over financial reporting as of December 31, 2005 because these entities were acquired by the Corporation in purchase business combinations during 2005. E-LOAN, Inc., Infinity Mortgage Corporation and ScanData Puerto Rico, Inc. represent approximately 1.14%, 0.03% and 0.02%, respectively, of the Corporation’s total assets as of December 31, 2005, and approximately 1.0%, 0.01% and 0.09%, respectively, of the Corporation’s total revenues for the year ended December 31, 2005.
In our opinion, management’s assessment that Popular, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Popular, Inc. has not maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP
San Juan, Puerto Rico
March 13, 2006
CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires December 1, 2007
Stamp 2092519 of the P.R.
Society of Certified Public
Accountants has been affixed
to the file copy of this report.

POPULAR 2005	[P61]

Consolidated Statements of Condition

	December 31,
(In thousands)	2005	2004

Assets
Cash and due from banks	$906,397	$716,459

Money market investments:
Federal funds sold	186,000	235,246
Securities purchased under agreements to resell	554,770	644,075
Time deposits with other banks	8,653	319

	749,423	879,640

Trading securities, at fair value:
Pledged securities with creditors’ right to repledge	343,659	257,857
Other trading securities	175,679	127,282
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	6,110,179	4,828,716
Other securities available-for-sale	5,606,407	6,333,429
Investment securities held-to-maturity, at amortized cost (market value 2005 - $156,068; 2004 - $344,899)	153,104	340,850
Other investment securities, at lower of cost or realizable value (fair value — $426,407; 2004 - $308,489)	319,103	302,440
Loans held-for-sale, at lower of cost or market	699,181	750,728

Loans held-in-portfolio:
Loans held-in-portfolio pledged with creditors’ right to repledge	208,774	318,409
Other loans held-in-portfolio	31,099,865	27,935,514
Less — Unearned income	297,613	262,390
Allowance for loan losses	461,707	437,081

	30,549,319	27,554,452

Premises and equipment, net	596,571	545,681
Other real estate	79,008	59,717
Accrued income receivable	245,646	207,542
Other assets	1,325,800	1,046,374
Goodwill	653,984	411,308
Other intangible assets	110,208	39,101

	$48,623,668	$44,401,576

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$3,958,392	$4,173,268
Interest bearing	18,679,613	16,419,892

	22,638,005	20,593,160
Federal funds purchased and assets sold under agreements to repurchase	8,702,461	6,436,853
Other short-term borrowings	2,700,261	3,139,639
Notes payable	9,893,577	10,180,710
Subordinated notes	—	125,000
Other liabilities	1,240,002	821,491

	45,174,306	41,296,853

Commitments and contingencies (See Notes 24, 26, 28, 31, 32)

Minority interest in consolidated subsidiaries	115	102

Stockholders’ Equity:
Preferred stock, $25 liquidation value; 30,000,000 shares authorized; 7,475,000 issued and outstanding in both periods presented	186,875	186,875
Common stock, $6 par value; 470,000,000 shares authorized in both periods presented; 289,407,190 shares issued (2004 - 280,016,007) and 275,955,391 shares outstanding (2004 - 266,582,103)	1,736,443	1,680,096
Surplus	452,398	278,840
Retained earnings	1,456,612	1,129,793
Treasury stock-at cost, 13,451,799 shares (2004 - 13,433,904)	(207,081)	(206,437)
Accumulated other comprehensive (loss) income, net of tax of ($58,292) (2004 - $6,780)	(176,000)	35,454

	3,449,247	3,104,621

	$48,623,668	$44,401,576

The accompanying notes are an integral part of the consolidated financial statements.

WE CONNECT	[P62]

Consolidated Statements of Income

	Year ended December 31,
(In thousands, except per share information)	2005	2004	2003

Interest Income:
Loans	$2,116,299	$1,751,150	$1,550,036
Money market investments	30,736	25,660	25,881
Investment securities	488,814	413,492	422,295
Trading securities	30,010	25,963	36,026

	2,665,859	2,216,265	2,034,238

Interest Expense:
Deposits	430,813	330,351	342,891
Short-term borrowings	349,203	165,425	147,456
Long-term debt	461,636	344,978	259,203

	1,241,652	840,754	749,550

Net interest income	1,424,207	1,375,511	1,284,688
Provision for loan losses	195,272	178,657	195,939

Net interest income after provision for loan losses	1,228,935	1,196,854	1,088,749
Service charges on deposit accounts	181,749	165,241	161,839
Other service fees	331,501	295,551	284,392
Net gain on sale and valuation adjustment of investment securities	52,113	15,254	71,094
Trading account profit (loss)	30,051	(159)	(10,214)
Gain on sale of loans	83,297	44,168	53,572
Other operating income	106,564	88,716	65,327

	2,014,210	1,805,625	1,714,759

Operating Expenses:
Personnel costs:
Salaries	474,636	427,870	388,527
Pension, profit sharing and other benefits	148,053	143,148	137,917

	622,689	571,018	526,444
Net occupancy expenses	108,386	89,821	83,630
Equipment expenses	124,276	108,823	104,821
Other taxes	39,197	40,260	37,904
Professional fees	119,281	95,084	82,325
Communications	63,395	60,965	58,038
Business promotion	100,434	75,708	73,277
Printing and supplies	18,378	17,938	19,111
Other operating expenses	122,585	103,551	119,689
Amortization of intangibles	9,579	7,844	7,844

	1,328,200	1,171,012	1,113,083

Income before income tax, minority interest and cumulative effect of accounting change	686,010	634,613	601,676
Income tax	148,915	144,705	130,326
Net gain of minority interest	—	—	(435)

Income before cumulative effect of accounting change	537,095	489,908	470,915
Cumulative effect of accounting change, net of tax	3,607	—	—

Net Income	$540,702	$489,908	$470,915

Net Income Applicable to Common Stock	$528,789	$477,995	$460,996

Basic Earnings per Common Share (EPS) before cumulative effect of accounting change	$1.97	$1.79	$1.74

Diluted EPS before cumulative effect of accounting change	$1.96	$1.79	$1.74

Basic EPS after cumulative effect of accounting change	$1.98	$1.79	$1.74

Diluted EPS after cumulative effect of accounting change	$1.97	$1.79	$1.74

Dividends Declared per Common Share	$0.64	$0.62	$0.51

The accompanying notes are an integral part of the consolidated financial statements.

POPULAR 2005	[P63]

Consolidated Statements of Cash Flows

	Year ended December 31,
(In thousands)	2005	2004	2003

Cash Flows from Operating Activities:
Net income	$540,702	$489,908	$470,915
Less: Cumulative effect of accounting change, net of tax	3,607	—	—

Net income before cumulative effect of accounting change	537,095	489,908	470,915

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	81,947	74,270	73,007
Provision for loan losses	195,272	178,657	195,939
Amortization of intangibles	9,579	7,844	7,844
Net gain on sale and valuation adjustment of investment securities	(52,113)	(15,254)	(71,094)
Net gain on disposition of premises and equipment	(29,079)	(15,804)	(3,369)
Net gain on sale of loans, excluding loans held-for-sale	(33,183)	(21,472)	(12,550)
Net amortization of premiums and accretion of discounts on investments	35,288	41,061	28,296
Net amortization of premiums and deferred loan origination fees and costs	127,235	118,087	73,264
Earnings from investments under the equity method	(10,982)	(8,271)	(5,294)
Stock options expense	5,226	3,223	1,490
Net (increase) decrease in loans held-for-sale	(175,337)	(543,892)	77,638
Net decrease (increase) in trading securities	408,504	(137,209)	(138,811)
Net (increase) decrease in accrued income receivable	(30,808)	(24,214)	8,397
Net decrease (increase) in other assets	7,885	(102,740)	(80,771)
Net increase (decrease) in interest payable	35,218	30,085	(1,602)
Net (decrease) increase in current and deferred taxes	(37,242)	23,914	(4,131)
Net increase in postretirement benefit obligation	5,451	5,679	7,391
Net (decrease) increase in other liabilities	(10,376)	39,068	(89,991)

Total adjustments	532,485	(346,968)	65,653

Net cash provided by operating activities	1,069,580	142,940	536,568

Cash Flows from Investing Activities:
Net decrease (increase) in money market investments	160,061	(106,548)	321,753
Purchases of investment securities:
Available-for-sale	(4,243,162)	(5,620,097)	(6,721,439)
Held-to-maturity	(33,579,802)	(1,347,588)	(667,127)
Other	(77,716)	(79,857)	(36,943)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	3,317,198	4,628,051	6,164,498
Held-to-maturity	33,787,268	1,085,175	661,555
Other	61,053	10,561	43,353
Proceeds from sales of investment securities available-for-sale	388,596	632,151	810,540
Net disbursements on loans	(371,715)	(1,297,588)	(900,093)
Proceeds from sale of loans	297,805	555,071	370,755
Acquisition of loan portfolios	(2,650,540)	(3,672,093)	(2,970,276)
Assets acquired, net of cash	(411,782)	(169,036)	(1,079)
Acquisition of premises and equipment	(159,166)	(146,472)	(109,664)
Proceeds from sale of premises and equipment	71,053	34,846	15,785

Net cash used in investing activities	(3,410,849)	(5,493,424)	(3,018,382)

Cash Flows from Financing Activities:
Net increase in deposits	1,371,668	1,330,903	476,307
Net increase (decrease) in federal funds purchased and assets sold under agreements to repurchase	2,227,888	577,612	(848,964)
Net (decrease) increase in other short-term borrowings	(766,277)	1,103,515	293,062
Net (payments of) proceeds from notes payable and capital securities	(309,961)	2,519,766	2,533,203
Dividends paid	(182,751)	(168,927)	(134,603)
Proceeds from issuance of common stock	193,679	17,243	15,765
Proceeds from issuance of preferred stock	—	—	183,159
Treasury stock acquired	(1,467)	(1,259)	(581)

Net cash provided by financing activities	2,532,779	5,378,853	2,517,348

Cash effect of change in accounting principle	(1,572)	—	-

Net increase in cash and due from banks	189,938	28,369	35,534
Cash and due from banks at beginning of period	716,459	688,090	652,556

Cash and due from banks at end of period	$906,397	$716,459	$688,090

The accompanying notes are an integral part of the consolidated financial statements.

WE CONNECT	[P64]

Consolidated Statements of Changes in Stockholders’ Equity

	Year ended December 31,
(In thousands except share information)	2005	2004	2003

Preferred Stock:
Balance at beginning of year	$186,875	$186,875	—
Issuance of preferred stock	—	—	$186,875

Balance at end of year	186,875	186,875	186,875

Common Stock:
Balance at beginning of year	1,680,096	837,566	834,799
Common stock issued under Dividend Reinvestment Plan	4,372	2,683	2,591
Issuance of common stock	51,688	—	—
Transfer from retained earnings resulting from stock split effected in the form of a dividend	—	839,266	—
Options exercised	287	581	176

Balance at end of year	1,736,443	1,680,096	837,566

Surplus:
Balance at beginning of year	278,840	314,638	278,366
Common stock issued under Dividend Reinvestment Plan	13,263	12,810	12,326
Issuance of common stock	129,219	—	—
Issuance cost of common stock	(5,636)	—	—
Issuance cost of preferred stock	—	—	(3,716)
Options granted	5,003	2,703	1,235
Options exercised	709	1,689	927
Transfer from (to) retained earnings	31,000	(53,000)	25,500

Balance at end of year	452,398	278,840	314,638

Retained Earnings:
Balance at beginning of year	1,129,793	1,601,851	1,300,437
Net income	540,702	489,908	470,915
Cash dividends declared on common stock	(170,970)	(163,787)	(134,082)
Cash dividends declared on preferred stock	(11,913)	(11,913)	(9,919)
Transfer to common stock resulting from stock split	—	(839,266)	—
Transfer (to) from surplus	(31,000)	53,000	(25,500)

Balance at end of year	1,456,612	1,129,793	1,601,851

Treasury Stock — At Cost:
Balance at beginning of year	(206,437)	(205,527)	(205,210)
Purchase of common stock	(1,467)	(1,259)	(581)
Reissuance of common stock	823	349	264

Balance at end of year	(207,081)	(206,437)	(205,527)

Accumulated Other Comprehensive (Loss) Income:
Balance at beginning of year	35,454	19,014	202,487
Other comprehensive (loss) income, net of tax	(211,454)	16,440	(183,473)

Balance at end of year	(176,000)	35,454	19,014

Total stockholders’ equity	$3,449,247	$3,104,621	$2,754,417

Disclosure of changes in number of shares:

	Year ended December 31,
	2005	2004	2003

Preferred Stock:
Balance at beginning of year	7,475,000	7,475,000	—
Issuance of preferred stock	—	—	7,475,000

Balance at end of year	7,475,000	7,475,000	7,475,000

Common Stock — Issued:
Balance at beginning of year	280,016,007	139,594,296	139,133,156
Issued under the Dividend Reinvestment Plan	728,705	447,138	431,846
Issuance of common stock	8,614,620	—	—
Stock split	—	139,877,770	—
Options exercised	47,858	96,803	29,294

Balance at end of year	289,407,190	280,016,007	139,594,296

Treasury stock	(13,451,799)	(13,433,904)	(6,702,350)

Common Stock — Outstanding	275,955,391	266,582,103	132,891,946

The accompanying notes are an integral part of the consolidated financial statements.

POPULAR 2005	[P65]

Consolidated Statements of Comprehensive Income

	Year ended December 31,
(In thousands)	2005	2004	2003

Net income	$540,702	$489,908	$470,915

Other comprehensive (loss) income, before tax:
Foreign currency translation adjustment	(785)	(11,033)	(22,261)
Minimum pension liability adjustment	(2,354)	—	—
Unrealized holding (losses) gains on securities available-for-sale arising during the period	(222,604)	40,985	(144,887)
Reclassification adjustment for gains included in net income	(51,591)	(12,738)	(67,465)
Net loss on cash flow hedges	(3,316)	(4,604)	(8,208)
Reclassification adjustment for losses included in net income	4,247	7,696	9,209
Cumulative effect of accounting change	(103)	—	—
Reclassification adjustment for gains included in net income	(20)	—	(18)

	(276,526)	20,306	(233,630)
Income tax benefit (expense)	65,072	(3,866)	50,157

Total other comprehensive (loss) income, net of tax	(211,454)	16,440	(183,473)

Comprehensive income, net of tax	$329,248	$506,348	$287,442

Disclosure of accumulated other comprehensive (loss) income:

	Year ended December 31,
(In thousands)	2005	2004	2003

Foreign currency translation adjustment	$(36,315)	$(35,530)	$(24,497)

Minimum pension liability adjustment	(2,354)	—	—
Tax effect	918	—	—

Net of tax amount	(1,436)	—	—

Unrealized (losses) gains on securities available-for-sale	(195,690)	78,505	50,258
Tax effect	57,297	(7,198)	(4,464)

Net of tax amount	(138,393)	71,307	45,794

Unrealized losses on cash flow hedges	(176)	(1,107)	(4,199)
Tax effect	77	418	1,550

Net of tax amount	(99)	(689)	(2,649)

Cumulative effect of accounting change, net of tax	243	366	366

Accumulated other comprehensive (loss) income	$(176,000)	$35,454	$19,014

The accompanying notes are an integral part of the consolidated financial statements.

WE CONNECT	[P66]

Notes to Consolidated Financial Statements

POPULAR 2005	[P67]

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
Nature of operations
The Corporation is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico (BPPR), as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending and insurance services through specialized subsidiaries. In the United States, the Corporation provides complete financial solutions to all the communities it serves through branches of Banco Popular North America (BPNA) in California, Texas, Illinois, New York, New Jersey and Florida. The Corporation’s consumer finance subsidiary in the United States, Popular Financial Holdings, Inc. (PFH), offers mortgage and personal loans, and also maintains a substantial wholesale loan brokerage network, a warehouse lending division and a loan servicing unit. PFH, through its newly acquired subsidiary E-LOAN, Inc. (E-LOAN), provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation strives to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. EVERTEC, Inc. (EVERTEC), the Corporation’s main subsidiary in this business segment, is the leading provider of financial transaction processing and information technology solutions in Puerto Rico and the Caribbean. With offices in San Juan, Caracas, Santo Domingo, and Miami, EVERTEC has a solid record of success in 11 Latin American countries. Note 30 to the consolidated financial statements presents further information about the Corporation’s business segments.
Business combinations
In January 2005, the Corporation, through its subsidiary BPNA, completed the acquisition of 100% of the outstanding common shares of Kislak Financial Corporation, the holding company of Kislak National Bank (Kislak), based in Miami, Florida for consideration paid in cash. The acquisition contributed with approximately $1,085,068,000 in assets, $584,371,000 in loans and $661,151,000 in deposits. The purchase price was approximately $166,162,000, including costs of acquisition. Goodwill and other intangible assets, primarily core deposits intangibles, amounted to $122,593,000.
     In November 2005, the Corporation completed the acquisition of 100% of the issued and outstanding shares of common stock and common stock equivalents of E-LOAN, a California-based online consumer direct lender, for cash. The purchase price, including acquisition costs, approximated $302,368,000 at December 31, 2005. E-LOAN, became a wholly-owned subsidiary of PFH. E-LOAN’s acquisition contributed with approximately $813,263,000 in assets and $483,357,000 in loans. As part of the acquisition, the Corporation recorded approximately $138,387,000 in goodwill, $58,300,000 in a trademark and $9,527,000 in other intangible assets. These amounts are subject to the final independent valuation analysis and the related revision of purchase accounting entries.
     In November 2005, the Corporation acquired in consideration for cash, the assets of Infinity Mortgage Corporation (Infinity), based in New Jersey. Infinity operates as a branch of Equity One, Inc., a wholly-owned subsidiary of PFH. Infinity contributed with approximately $12,138,000 in assets and $6,300,000 in loans at acquisition. The purchase price approximated $5,792,000. For the three-year period following the acquisition date, contingent payments based on a percentage of new loan origination could be paid to the former owners of Infinity. These payments will be accounted for as additional consideration. The estimated maximum total amount that could be paid as contingent payments is $5,120,000.
     In May 2005, EVERTEC acquired 100% of the outstanding stock of ScanData Puerto Rico, Inc., an item processing provider for approximated $6,706,000 in cash. Total assets recorded at acquisition approximated $9,540,000. The Corporation could be required to pay additional consideration for $2,000,000 within a two-year period subject to the occurrence of specific events.
     All of the above acquisitions were accounted for as purchases and their results are included in the consolidated statements of income from the date of acquisition.
Business divestiture
In the fourth quarter of 2005, the Corporation sold substantially all of the assets of Popular Cash Express (PCE), its wholly-owned check cashing operation in the United States, to ACE Cash Express, Inc. (ACE). As consideration, the Corporation received cash of $14,233,000 and a subordinated convertible note issued by ACE that matures in 20 years for $19,400,000. The note is convertible into ACE’s common shares at the option of the Corporation at any time, for less than 5% of outstanding shares.

WE CONNECT	[P68]

The Corporation can require ACE to repurchase the note at 100% of the principal amount of the note plus accrued and unpaid interest, only on the fifth anniversary date of the note. ACE can redeem the note in whole or in part for cash at a redemption price equal to 100% of the principal amount of the note, plus accrued and unpaid interest upon and at any time after the fifth anniversary date of the note. Net assets sold approximated $28,783,000, consisting principally of cash, premises and equipment. Also, that amount includes $15,952,000 of goodwill that corresponded to the retail offices sold. As of December 31, 2005, as part of the sale, the Corporation recognized a gain of approximately $5,997,000. PCE continued to operate four retail offices with approximately $874,000 in assets at December 31, 2005, which are expected to be sold in 2006. PCE’s total revenues and pre-tax losses for the year ended December 31, 2005, excluding the gain on the sale of assets to ACE, approximated $21,402,000 and $6,647,000, respectively. The financial results of PCE are part of the “Banco Popular North America” reportable segment in Note 30 to the consolidated financial statements.
Principles of consolidation
The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the consolidated statements of condition.
     In the normal course of business, except for the Corporation’s banks and the parent holding company, the Corporation utilized a one-month lag in the consolidation of the financial results of its other subsidiaries (the “non-banking subsidiaries”), mainly to facilitate timely reporting. In 2005, the Corporation commenced a two-year plan to change the reporting period of its non-banking subsidiaries to a December 31st calendar period, primarily as part of a strategic plan to put in place a corporate-wide integrated financial system and to facilitate the consolidation process. The impact of this change in net income was included as a cumulative effect of accounting change in the Corporation’s consolidated financial results for the quarter ended March 31, 2005, and corresponds to the financial results for the month of December 2004 of the non-banking subsidiaries which implemented the change in the first reporting period of 2005. Refer to Note 35 for further information on the subsidiaries which continue to have a fiscal year-end in November 30, 2005. There are no unadjusted significant intervening events resulting from the difference in fiscal periods, which management believes may materially affect the financial position or results of operations of the Corporation for the years ended December 31, 2005, 2004 and 2003. Refer to Note 29 to the consolidated financial statements for a significant outstanding intercompany transaction that impacted the caption of other liabilities in the consolidated statement of condition at December 31, 2005.
     Unconsolidated investments, in which there is at least 20% ownership, are generally accounted for by the equity method, with earnings recorded in other operating income; those in which there is less than 20% ownership, are generally carried under the cost method of accounting, unless significant influence is exercised. Under the cost method, the Corporation recognizes income when dividends are received.
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
Stock split
All references to the numbers of common shares and per share amounts in the financial statements and notes to the financial statements, except for the number of shares issued, outstanding and held in treasury at December 31, 2003 presented in the consolidated statements of changes in stockholders’ equity, have been restated to reflect the two-for-one common stock split effected in the form of a dividend on July 8, 2004.
Investment securities
     Investment securities are classified in four categories and accounted for as follows:
•	Debt securities that the Corporation has the intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation

POPULAR 2005	[P69]

may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred.
•	Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in earnings.

•	Debt and equity securities not classified as either securities held-to-maturity or trading securities, and which have a readily available fair value, are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income. The specific identification method is used to determine realized gains and losses on securities available-for-sale, which are included in net gain (loss) on sale and valuation adjustment of investment securities in the consolidated statements of income.

•	Investment in equity or other securities that do not have readily available fair values, are classified as other investment securities in the consolidated statements of condition. These securities are stated at the lower of cost or realizable value. The source of this value varies according to the nature of the investment, and is primarily obtained by the Corporation from valuation analyses prepared by third-parties or from information derived from financial statements available for the corresponding venture capital and mutual funds. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock, is included in this category. Their realizable value equals their cost.
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
Loans held-for-sale
Loans held-for-sale are stated at the lower of cost or market, cost being determined based on the outstanding loan balance less unearned income, and fair value determined on an aggregate basis using current market prices in the secondary market. The cost basis also includes consideration of deferred origination fees and costs, which are recognized in earnings at the time of sale. The amount, by which cost exceeds market value, if any, is accounted for as a valuation allowance with changes therein included in the determination of net income for the period in which the change occurs. At December 31, 2005 and 2004, the aggregate fair value of loans held-for-sale exceeded their cost.
Loans
     Loans are stated at the principal amount outstanding, net of unearned income, unamortized deferred loan origination fees and costs, and unamortized premiums or discounts. Fees collected and costs incurred in the origination of new loans are deferred and amortized using the interest method or a method which

WE CONNECT	[P70]

approximates the interest method over the term of the loan as an adjustment to interest yield.
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
Lease financing
The Corporation leases passenger and commercial vehicles and equipment to individual and corporate customers. The finance method of accounting is used to recognize revenue on lease contracts that meet the criteria specified in SFAS No. 13, “Accounting for Leases,” as amended. Aggregate rentals due over the term of the leases less unearned income are included in finance lease contracts receivable. Unearned income is amortized using a method which results in approximate level rates of return on the principal amounts outstanding. Finance lease origination fees and costs are deferred and amortized over the average life of the loans as an adjustment to the interest yield.
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
     The methodology used to establish the allowance for loan losses is based on SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” (as amended by SFAS No. 118) and SFAS No. 5 “Accounting for Contingencies.” Under SFAS No. 114, commercial loans over a predefined amount are identified for impairment evaluation on an individual basis. The Corporation considers a commercial loan to be impaired when interest and/or principal is past due 90 days or more, or, when based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired commercial loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate; the observable market price of the loan; or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired commercial loans is part of the Corporation’s overall allowance for loan losses. Meanwhile, SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. Under SFAS No. 5, the allowance for loan losses calculation for the Corporation is based on historical net charge-off experience by loan type and legal entity.
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
     The transfer of financial assets in which the Corporation surrenders control over the assets, is accounted for as a sale to the extent that consideration other than beneficial interests is received in exchange. SFAS No. 140 “Accounting for Transfer and Servicing of Financial Assets and Liabilities — a Replacement of SFAS No. 125” sets forth the criteria that must be met for control over transferred assets to be considered to have been surrendered, which includes: (1) the assets must be isolated from creditors of the transferor, (2) the transferee must obtain the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the transferor cannot maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 criteria, the Corporation is prevented from derecognizing the transferred financial assets and the transaction is accounted for as a secured borrowing. For federal and Puerto Rico income tax purposes, the Corporation treats the

POPULAR 2005	[P71]

transfers of loans which do not qualify as “true sales” under SFAS No. 140, as sales, recognizing a deferred tax asset or liability on the transaction.
     Where derecognition criteria are met and the transfer is accounted for as a sale, interests in the assets sold may be retained in the form of interest-only strips and servicing rights. Gains or losses on sale depend in part on the previous carrying amount of the loans involved in the transfer which is allocated between the loans sold and the retained interests, based on their relative fair value at the date of the sale.
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
     To estimate the fair value of servicing assets the Corporation considers prices for similar assets and the present value of expected future cash flows associated with the servicing assets calculated using assumptions that market participants would use in estimating future servicing income and expense, including discount rates, anticipated prepayment and credit loss rates. For purposes of evaluating and measuring impairment of capitalized servicing assets, the Corporation stratifies such assets based on predominant risk characteristics of underlying loans, such as loan type, investor type and term. The amount of impairment recognized, if any, is the amount by which the capitalized servicing assets per stratum exceed their estimated fair value. Temporary impairment is recognized through a valuation allowance with changes included in net income for the period in which the change occurs. If it is later determined that all or a portion of the temporary impairment no longer exists for a particular tranche, the valuation allowance is reduced through a recovery of income. Any fair value in excess of the cost basis of the servicing asset for a given stratum is not recognized.
     Servicing rights are also reviewed for other-than-temporary impairment. When the recoverability of an impaired servicing asset is determined to be remote, the unrecoverable portion of the valuation allowance is applied as a direct write-down to the carrying value of the servicing rights, precluding subsequent recoveries.
Interest-only strips
The Corporation sells residential mortgage loans to qualifying special-purpose entities (QSPEs), which in turn issue asset-backed securities to investors. The Corporation retains an interest in the loans sold in the form of mortgage servicing rights and residual or interest-only strips. The residual or interest-only strip represents the present value of future excess cash flows resulting from the difference between the interest received from the obligors on the loans and the interest paid to the investors on the asset-backed securities, net of credit losses, servicing fees and other expenses. The assets and liabilities of the QSPEs are not included in the Corporation’s consolidated statements of condition, except for the retained interests previously described. The interest-only strips are generally classified as available-for-sale securities and are measured at fair value. Fair value estimates of the interest-only securities are based on the present value of the expected cash flows of each residual interest. Factors considered in the valuation model for calculating the fair value of these subordinated interests include market discount rates, anticipated prepayment, delinquency and loss rates on the underlying assets. The interest-only strips are valued using forward yield curves for interest rate projections. The valuations are performed by a third-party with assumptions provided by the Corporation. The interest-only strips are subject to other-than-temporary impairment evaluations on a quarterly basis.
     The Corporation recognizes the excess of cash flows related to the interest-only strips at the acquisition date over the initial investment (accretable yield) as interest income over the life of the residual using the effective yield method. The yield accreted becomes a component of the residuals basis. On a regular basis, estimated cash flows are updated based on revised fair value estimates of the residual, and as such accretable yields are recalculated to reflect the change in the underlying cash flow.

WE CONNECT	[P72]

Adjustments to the yield are accounted for prospectively as a change in estimate, with the amount of periodic accretion adjusted over the remaining life of the beneficial interest.
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
     In the event of an asset retirement, the Corporation recognizes a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value of such liability can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.
     The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. For the year ended December 31, 2005, the Corporation capitalized $1,713,000 in interest cost associated with certain real estate projects under construction.
     The Corporation has operating lease arrangements primarily associated with the rental of premises to support the branch network or for general office space. Certain of these arrangements are non-cancelable and provide for rent escalations and renewal options. Rent expense on non-cancelable operating leases with scheduled rent increases are recognized on a straight-line basis over the lease term.
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
Goodwill and other intangible assets
Goodwill is not amortized, but is tested for impairment at least annually using a two-step process at each reporting unit level. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary. If needed, the second step consists of comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Corporation uses the expected present value of future cash flows and market price multiples of comparable companies to determine the fair value of each reporting unit. The cost of equity used to discount the cash flows was calculated using the Capital Asset Pricing Model.
     Other intangible assets deemed to have an indefinite life are not amortized, but are tested for impairment using a one-step process which compares the fair value with the carrying amount of the asset. In determining that an intangible asset has an indefinite life, the Corporation considers expected cash inflows and legal, regulatory, contractual, competitive, economic and other factors, which could limit the intangible useful life.
     Other identifiable intangible assets with a finite useful life, mainly core deposits, are amortized using various methods over the periods benefited, which range from 2 to 10 years. These intangibles are evaluated periodically for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.
     The Corporation performed the impairment tests during 2004 and 2005, and determined that there were no impairment losses to be recognized in those periods.
     For further disclosures required by SFAS No. 142, refer to Note 10 to the consolidated financial statements.
Bank-Owned Life Insurance
Bank-owned life insurance represents life insurance on the lives of certain employees who have provided positive consent allowing the Corporation to be the beneficiary of the policy. Bank-owned life insurance policies are carried at their cash surrender value. The Corporation recognizes income from the periodic increases in the cash surrender value of the policy, as well as insurance

POPULAR 2005	[P73]

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
Guarantees, including indirect guarantees of indebtedness of others
     The Corporation as a guarantor recognizes at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Refer to Note 32 to the consolidated financial statements.
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
Foreign exchange
Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange at the end of the period. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in accumulated other comprehensive income (loss), except for highly inflationary environments in which the effects are included in other operating income, as described below.
     The Corporation conducts business in certain Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds interests in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Centro Financiero BHD, S.A (“BHD”), both in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency. Refer to the disclosure of accumulated comprehensive income included in the accompanying consolidated statements of comprehensive income (loss) for the outstanding balances of unfavorable foreign currency translation adjustments at December 31, 2005, 2004 and 2003.
     The Corporation has been monitoring the inflation levels in the Dominican Republic to evaluate whether it continues to meet the “highly inflationary economy” test prescribed by SFAS No. 52, “Foreign Currency Translation.” Such statement defines highly inflationary as a “cumulative inflation of approximately 100 percent or more over a 3-year period.” In accordance with the provisions of SFAS No. 52, the financial statements of a foreign entity in a highly inflationary economy are remeasured as if the functional currency were the reporting currency. Accordingly, as the Dominican Republic continued to be highly inflationary as confirmed by the SEC International Practices Task Force, the Corporation’s interests in the Dominican Republic were remeasured into the U.S. dollar. During the year ended December 31, 2005, approximately $568,000 in net remeasurement gains on the investments held by the Corporation in the Dominican Republic were reflected in other operating income instead of accumulated other comprehensive (loss) income. Net remeasurement gains totaled $1,825,000 for the year ended December 31, 2004. These net gains relate to improvement in the Dominican peso’s exchange rate to the U.S. dollar from $45.50 at

WE CONNECT	[P74]

June 30, 2004, when the economy reached the “highly inflationary” threshold, to $30.85 and $33.14 at the end of 2004 and 2005, respectively. These remeasurement gains / losses will continue to be reflected in earnings until the economy is no longer considered highly inflationary. The unfavorable cumulative translation adjustment associated with these interests at the reporting date in which the economy became highly inflationary approximated $31,787,000.
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
Stock-based compensation
The Corporation accounts for stock options based on the fair value method of recording stock awards under SFAS No. 123 “Accounting for Stock-Based Compensation.” All stock option grants are expensed over the shorter of the stock option vesting period or the participant attaining 55 years of age based on their fair value at the date the options are granted.
     Compensation expense for restricted stock awards is recognized ratably based upon the shorter of the vesting period stipulated in the short and long-term incentive awards or the participant attaining 55 years of age. The Corporation begins recognizing the deferred compensation based on the performance of the year under evaluation based on established goals and eligible salaries. Subject to the attainment of the established performance goals, shares of restricted stock are awarded based upon the fair value of the stock on the date of grant.
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
Reclassifications
Certain reclassifications have been made to the 2004 and 2003 consolidated financial statements to conform with the 2005 presentation.
Recently issued accounting pronouncements and interpretations
FASB Staff Position (FSP) 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments
In November 2005, the FASB issued FSP 115-1 to provide additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statements No. 115, Accounting for Certain Investments in Debt

POPULAR 2005	[P75]

and Equity Securities, and No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations, and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The guidance in this FSP is applicable for investments in debt and equity securities that are within the scope of SFAS No. 115, certain debt and equity securities that are within the scope of SFAS No. 124 and equity securities that are not subject to the scope of SFAS No. 115 and 124 and not accounted for under the equity method pursuant to Opinion 18 and related interpretations. This FSP nullifies certain requirements of EITF Issue 03-1, “Meaning of Other Than Temporary Impairment” and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” The Corporation evaluates investments that are under the scope of this accounting guidance on a quarterly basis.
Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”
In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3). This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 does not apply to loans originated by the entity. SOP 03-3 limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. SOP 03-3 prohibits investors from displaying accretable securities, yield and nonaccretable difference in the balance sheet. Subsequent substantial increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairments.
     SOP 03-3 prohibits “carrying over” or the creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this statement. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination, subject to certain exceptions stipulated in the statement. The adoption of the provisions of SOP 03-3 in 2005 did not have a material impact on the Corporation’s financial condition or results of operations.
SFAS No. 123-R “Share-Based Payments”
In December 2004, the FASB issued a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” SFAS No. 123-R, “Share-Based Payment.” SFAS No. 123-R focuses primarily on transactions in which an entity exchanges its equity instruments for employee services and generally establishes standards for the accounting of transactions in which an entity obtains goods or services in share-based payment transactions. SFAS No. 123-R requires companies to (1) use fair value to measure stock-based compensation awards and (2) cease using the “intrinsic value” method of accounting, which APB 25 allowed and resulted in no expense for many awards of stock options for which the exercise price of the option did not exceed the price of the underlying stock at the grant date. In addition, SFAS No. 123-R retains the modified grant date model from SFAS No. 123. Under that model, compensation cost is measured at the grant date fair value of the award and is adjusted to reflect actual forfeitures and the outcome of certain conditions. The fair value of an award is not remeasured after its initial estimation on the grant date, except in the case of a liability award or if the award is modified, based on specific criteria included in SFAS No. 123-R. Also, SFAS 123-R clarifies the financial impact of vesting and/or acceleration clauses due at retirement. Under the revised SFAS, the expense should be fully accrued for any employee that is eligible to retire regardless of the actual retirement experience of the employer. In April 2005, the Securities and Exchange Commission approved a rule that delays the effective date of SFAS No. 123-R to annual, rather than interim, periods that begin after September 15, 2005. Management is currently evaluating the effect of the adoption of SFAS No. 123-R, but does not expect the adoption to have a material effect on the Corporation’s financial condition, results of operations or cash flows due to the fact that in 2002, the Corporation voluntarily adopted the fair value recognition method under SFAS No. 123. The Corporation will prospectively apply SFAS No. 123-R to its financial statements as of January 1, 2006.
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

WE CONNECT	[P76]

flows of the asset(s) received differs significantly from the configuration of the future cash flows of the asset(s) transferred; b) the entity-specific value of the asset(s) received differs from the entity-specific value of the asset(s) transferred, and the difference is significant in relation to the fair values of the assets exchanged. A qualitative assessment will, in some cases, be conclusive in determining that the estimated cash flows of the entity are expected to significantly change as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have a material impact on the Corporation’s financial condition, results of operations, or cash flows.
SFAS No. 154, “Accounting Changes and Error Corrections”
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20 and FASB Statement No. 3. The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting and reporting of a change in accounting principle.
     SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Statement 154 is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board toward development of a single set of high-quality accounting standards. SFAS No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. APB Opinion No. 20 previously required that such a change be reported as a change in accounting principle.
     SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors occurring in fiscal years beginning after June 1, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this Statement. The Corporation is currently evaluating the impact that this new accounting pronouncement may have on its financial condition and results of operations, primarily with respect to the presentation of the impact of the change in the reporting period of non-banking subsidiaries in 2006, which was described under “Principles of Consolidation” in this Note 1 to the consolidated financial statements.
SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140”
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140.” This statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155:
     • Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;
     • Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;
     • Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;
     • Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives;
     • Amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.
     SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this SFAS 155 may also be applied upon adoption of this statement for hybrid financial instruments that had been bifurcated under paragraph 12 of SFAS No. 133 prior to the adoption of SFAS No. 155. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis.
     At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative-effect adjustment to beginning retained earnings. An entity should separately disclose the gross gains and losses that make up the cumulative-effect adjustment, determined on an instrument-by-instrument basis. Prior periods should not be restated.
     The Corporation is evaluating the impact that this recently issued accounting pronouncement may have on its financial condition and results of operations.

POPULAR 2005	[P77]

FIN No. 47, Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143
In March 2005, the FASB issued financial interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143. This Interpretation clarifies the term conditional asset retirement obligation as used in SFAS No. 143 and requires a liability to be recorded if the fair value of the obligation can be reasonably estimated. The types of asset retirement obligations that are covered by this Interpretation are those for which an entity has a legal obligation to perform an asset retirement activity, however the timing and (or) method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation was effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this statement did not have a material impact on the Corporation’s financial condition, results of operations, or cash flows.
FASB Staff Position No. FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004
In December 2004, the FASB issued FASB Staff Position No. FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (“FSP 109-2”). The American Jobs Creation Act of 2004 (the “Act”) provides for a special one-time deduction of 85 percent of certain foreign earnings repatriated into the U.S. from non-U.S. subsidiaries through September 30, 2006. To date, the Corporation has not provided for income taxes on unremitted earnings generated by the non-U.S. subsidiary given the Corporation’s intent to permanently reinvest those earnings.
Note 2 — Restrictions on cash and due from banks and highly liquid securities:
The Corporation’s subsidiary banks are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank or with a correspondent bank. Those required average reserve balances were approximately $583,678,000 at December 31, 2005 (2004 — $595,053,000). Cash and due from banks as well as other short-term, highly liquid securities are used to cover the required average reserve balances.
     In compliance with rules and regulations of the Securities and Exchange Commission, at December 31, 2005, the Corporation had securities with a market value of $549,000 (2004 — $899,000) segregated in a special reserve bank account for the benefit of brokerage customers of its broker-dealer subsidiary. These securities are classified in the consolidated statement of condition within the other trading securities category.
     As required by the Puerto Rico International Banking Center Law, at December 31, 2005 and 2004, the Corporation maintained separately for its two international banking entities (IBEs), $600,000 in time deposits, equally split for the two IBEs, which were considered restricted assets.
     As part of a line of credit facility with a financial institution, at December 31, 2005, the Corporation maintained restricted cash of $2,350,000 as collateral for the line of credit. The cash is being held in certificates of deposits which mature in less than 90 days. The line of credit is used to support letters of credit.
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
     The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2005	2004

Repledged	$528,662	$612,860
Not repledged	61,952	46,927

Total	$590,614	$659,787

     The repledged securities were used as underlying securities for repurchase agreement transactions.
Note 4 — Investment securities available-for-sale:
The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and

WE CONNECT	[P78]

contractual maturities of investment securities available-for-sale at December 31, 2005 and 2004 (2003 — only market value is presented) were as follows:

2005
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average
	cost	gains	losses	value	yield
	(Dollars in thousands)

U.S. Treasury securities
Within 1 year	$14,982		$190	$14,792	3.01%
After 1 to 5 years	29,230	$14	136	29,108	4.16
After 10 years	484,166		23,741	460,425	3.82

	528,378	14	24,067	504,325	3.82

Obligations of U.S. government sponsored entities
Within 1 year	1,204,694		10,335	1,194,359	3.10
After 1 to 5 years	2,993,721	116	64,511	2,929,326	3.84
After 5 to 10 years	3,596,320		82,583	3,513,737	4.47
After 10 years	72,878	424	48	73,254	5.93

	7,867,613	540	157,477	7,710,676	4.04

Obligations of P.R., States and political subdivisions
Within 1 year	451			451	5.95
After 1 to 5 years	26,793	389	211	26,971	5.42
After 5 to 10 years	12,705	101	13	12,793	5.40
After 10 years	67,915	141	1,617	66,439	4.83

	107,864	631	1,841	106,654	5.05

Collateralized mortgage obligations
After 1 to 5 years	12,755	9	57	12,707	4.58
After 5 to 10 years	41,559	5	328	41,236	4.66
After 10 years	1,800,529	8,195	13,904	1,794,820	4.70

	1,854,843	8,209	14,289	1,848,763	4.70

Mortgage-backed securities
After 1 to 5 years	214,686	68	4,763	209,991	4.03
After 5 to 10 years	112,701	443	3,456	109,688	4.32
After 10 years	1,068,859	5,740	20,536	1,054,063	5.25

	1,396,246	6,251	28,755	1,373,742	4.99

Equity securities (without contractual maturity)	68,521	15,120	1,107	82,534	0.01

Other
Within 1 year	6,500	155		6,655	8.33
After 1 to 5 years	11,386	506		11,892	9.91
After 5 to 10 years	923	342		1,265	13.03
After 10 years	69,759	321		70,080	11.30

	88,568	1,324		89,892	10.92

	$11,912,033	$32,089	$227,536	$11,716,586	4.28%

			2004			2003
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average	Market
	cost	gains	losses	value	yield	value
	(Dollars in thousands)
U.S. Treasury securities
Within 1 year	$39,926		$282	$39,644	1.85%
After 1 to 5 years	14,963		10	14,953	3.01	$54,977
After 10 years	492,692		23,304	469,388	3.82	468,047

	547,581		23,596	523,985	3.65	523,024

Obligations of U.S. government sponsored entities
Within 1 year	40,168		128	40,040	1.87	617,662
After 1 to 5 years	3,674,149	$9,557	16,723	3,666,983	3.35	2,095,282
After 5 to 10 years	3,162,158	18,194	15,140	3,165,212	4.26	3,503,855
After 10 years	6,187	445	4	6,628	5.73	49,730

	6,882,662	28,196	31,995	6,878,863	3.76	6,266,529

Obligations of P.R., States and political subdivisions
Within 1 year	3,851	6		3,857	4.57	1,119
After 1 to 5 years	29,362	1,077	129	30,310	5.38	19,169
After 5 to 10 years	17,063	798		17,861	5.09	31,548
After 10 years	78,624	2,735	1,429	79,930	5.69	81,356

	128,900	4,616	1,558	131,958	5.50	133,192

Collateralized mortgage obligations
After 1 to 5 years	2,796	22		2,818	3.81	5,987
After 5 to 10 years						4,526
After 10 years	1,603,925	6,576	7,365	1,603,136	2.48	1,803,712

	1,606,721	6,598	7,365	1,605,954	2.48	1,814,225

Mortgage-backed securities
After 1 to 5 years	155,972	1,310	356	156,926	4.15	102,362
After 5 to 10 years	256,166	923	1,166	255,923	4.00	210,929
After 10 years	1,416,781	23,243	5,104	1,434,920	5.37	824,291

	1,828,919	25,476	6,626	1,847,769	5.07	1,137,582

Equity securities (without contractual maturity)	22,796	84,425	298	106,923	3.87	93,496

Other
After 1 to 5 years	1,470	69	33	1,506	0.08	2,509
After 5 to 10 years	4,741	625	132	5,234	0.08	4,044
After 10 years	59,484	549	80	59,953	6.87	76,978

	65,695	1,243	245	66,693	6.23	83,531

	$11,083,274	$150,554	$71,683	$11,162,145	3.82%	$10,051,579

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

POPULAR 2005	[P79]

     The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 2005, by contractual maturity are shown below:

(In thousands)	Amortized cost	Market value

Within 1 year	$1,226,627	$1,216,257
After 1 to 5 years	3,288,571	3,219,995
After 5 to 10 years	3,764,208	3,678,719
After 10 years	3,564,106	3,519,081

Total	$11,843,512	$11,634,052
Equity securities	68,521	82,534

Total investment securities available-for-sale	$11,912,033	$11,716,586

     Proceeds from the sale of investment securities available-for-sale during 2005 were $388,596,000 (2004 — $632,151,000; 2003 — $810,540,000). Gross realized gains and losses on these securities during the year were $68,946,000 and $1,529,000, respectively (2004 — $15,497,000 and $243,000; 2003 — $71,290,000 and $196,000).
     During the year ended December 31, 2005 the Corporation reassessed the appropriateness of the classification of certain earning assets and reclassified $42,174,000 from investment securities available-for-sale to commercial loans based on the underlying characteristics of the instrument and the source of its cash flows. The assets were transferred at cost and evaluated for any credit risk exposure.
     During 2004, the Corporation reassessed the appropriateness of the classification of certain mortgage-backed securities and transferred $351,000,000 from trading to available-for-sale securities based on management’s intention and business purpose. The securities were transferred into the available-for-sale category at fair value.
     The following table shows the Corporation’s gross unrealized losses and fair value of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004:

December 31, 2005
	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$9,854	$136	$9,718
Obligations of U.S. government sponsored entities	4,401,412	69,250	4,332,162
Obligations of Puerto Rico, States and political subdivisions	18,070	33	18,037
Collateralized mortgage obligations	672,546	6,394	666,152
Mortgage-backed securities	486,266	9,406	476,860
Equity securities	22,168	915	21,253

	$5,610,316	$86,134	$5,524,182

	12 months or more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$499,148	$23,931	$475,217
Obligations U.S. government sponsored entities	3,379,970	88,227	3,291,743
Obligations of Puerto Rico, States and political subdivisions	54,680	1,808	52,872
Collateralized mortgage obligations	238,254	7,895	230,359
Mortgage-backed securities	672,428	19,349	653,079
Equity securities	3,837	192	3,645

	$4,848,317	$141,402	$4,706,915

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$509,002	$24,067	$484,935
Obligations U.S. government sponsored entities	7,781,382	157,477	7,623,905
Obligations of Puerto Rico, States and political subdivisions	72,750	1,841	70,909
Collateralized mortgage obligations	910,800	14,289	896,511
Mortgage-backed securities	1,158,694	28,755	1,129,939
Equity securities	26,005	1,107	24,898

	$10,458,633	$227,536	$10,231,097

December 31, 2004
	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$54,889	$292	$54,597
Obligations U.S. government sponsored entities	3,371,503	19,038	3,352,465
Obligations of Puerto Rico, States and political subdivisions	10,957	129	10,828
Collateralized mortgage obligations	434,001	4,690	429,311
Mortgage-backed securities	921,534	6,581	914,953
Equity securities	300	298	2
Other	6,553	245	6,308

	$4,799,737	$31,273	$4,768,464

	12 months or more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$492,692	$23,304	$469,388
Obligations U.S. government sponsored entities	492,816	12,957	479,859
Obligations of Puerto Rico, States and political subdivisions	43,700	1,429	42,271
Collateralized mortgage obligations	136,923	2,675	134,248
Mortgage-backed securities	1,217	45	1,172

	$1,167,348	$40,410	$1,126,938

WE CONNECT	[P80]

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$547,581	$23,596	$523,985
Obligations U.S. government sponsored entities	3,864,319	31,995	3,832,324
Obligations of Puerto Rico, States and political subdivisions	54,657	1,558	53,099
Collateralized mortgage obligations	570,924	7,365	563,559
Mortgage-backed securities	922,751	6,626	916,125
Equity securities	300	298	2
Other	6,553	245	6,308

	$5,967,085	$71,683	$5,895,402

     During the year ended December 31, 2005, the Corporation recognized through earnings approximately $15,827,000 in losses in the investment securities available-for-sale portfolio that management considered to be other than temporarily impaired. These realized losses were associated with interest-only strips and equity securities.
     The unrealized loss positions of available-for-sale securities at December 31, 2005 are primarily associated with U.S. Government sponsored entities and Treasury obligations, and to a lesser extent, U.S. Agency-issued collateralized mortgage obligations, and mortgage-backed securities. The vast majority of these securities are rated the equivalent of AAA by the major rating agencies. The investment portfolio is structured primarily with highly liquid securities which possess a large and efficient secondary market. Valuations are performed at least on a quarterly basis using third party providers and dealer quotes. Management believes that the unrealized losses in the available-for-sale portfolio at December 31, 2005 are substantially related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuers. Also, management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
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

	2005		2004
	Amortized	Market	Amortized	Market
(In thousands)	cost	Value	cost	Value

FNMA	$1,790,840	$1,776,604	$1,915,392	$1,931,026
FHLB	7,480,188	7,327,736	6,669,002	6,671,910
Freddie Mac	1,244,044	1,228,566	1,322,095	1,318,525

Note 5 — Investment securities held-to-maturity:
The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2005 and 2004 (2003 — only amortized cost is presented) were as follows:

2005
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average
	cost	gains	losses	value	yield
	(Dollars in thousands)
Obligations of U.S. government sponsored entities
Within 1 year	$42,011		$25	$41,986	3.99%

Obligations of P.R., States and political subdivisions
Within 1 year	5,270	$2		5,272	2.75
After 1 to 5 years	6,918	60	22	6,956	5.63
After 5 to 10 years	9,870	400	4	10,266	5.83
After 10 years	56,190	2,383	108	58,465	4.97

	78,248	2,845	134	80,959	4.99

Collateralized mortgage obliga- tions
After 10 years	497		27	470	5.45

Other
Within 1 year	29,928	308	10	30,226	5.53
After 1 to 5 years	1,420	7		1,427	4.52
After 5 to 10 years	1,000			1,000	4.15

	32,348	315	10	32,653	5.45

	$153,104	$3,160	$196	$156,068	4.81%

POPULAR 2005	[P81]

	2004					2003
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average	Amortized
	cost	gains	losses	value	yield	cost
	(Dollars in thousands)
Obligations of U.S. government sponsored entities Within 1 year	$176,954	$9	$1	$176,962	1.90%	$34,698

Obligations of P.R., States and political subdivisions
Within 1 year	42,005	2		42,007	2.20	15,656
After 1 to 5 years	6,688	135	9	6,814	5.38	6,577
After 5 to 10 years	9,265	473		9,738	5.70	8,710
After 10 years	58,920	2,294	110	61,104	4.77	61,485

	116,878	2,904	119	119,663	3.95	92,428

Collateralized mortgage obligations
After 10 years	623		65	558	5.45	863

Other
Within 1 year	17,337	251		17,588	5.37	13,688
After 1 to 5 years	28,558	1,074	4	29,628	5.29	41,448
After 5 to 10 years	500			500	3.51	3,696

	46,395	1,325	4	47,716	5.30	58,832

	$340,850	$4,238	$189	$344,899	3.07%	$186,821

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
     The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 2005, by contractual maturity are shown below:

(In thousands)	Amortized cost	Market value

Within 1 year	$77,209	$77,484
After 1 to 5 years	8,338	8,383
After 5 to 10 years	10,870	11,266
After 10 years	56,687	58,935

Total investment securities held-to-maturity	$153,104	$156,068

     The following table shows the Corporation’s gross unrealized losses and fair value of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004:

December 31, 2005
	Less than 12 months
	Amortized Unrealized		Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$42,011	$25	$41,986
Obligations of Puerto Rico, States and political subdivisions	3,605	20	3,585
Other	1,000	10	990

	$46,616	$55	$46,561

	12 months or more
	Amortized Unrealized		Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$22,533	$114	$22,419
Collateralized mortgage obligations	497	27	470
Other	250		250

	$23,280	$141	$23,139

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$42,011	$25	$41,986
Obligations of Puerto Rico, States and political subdivisions	26,138	134	26,004
Collateralized mortgage obligations	497	27	470
Other	1,250	10	1,240

	$69,896	$196	$69,700

December 31, 2004
	Less than 12 months
	Amortized Unrealized		Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$21,983	$1	$21,982
Obligations of Puerto Rico, States and political subdivisions	1,078	9	1,069
Other	750	4	746

	$23,811	$14	$23,797

	12 months or more
	Amortized Unrealized		Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$22,080	$110	$21,970
Collateralized mortgage obligations	623	65	558
Other	250		250

	$22,953	$175	$22,778

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$21,983	$1	$21,982
Obligations of Puerto Rico, States and political subdivisions	23,158	119	23,039
Collateralized mortgage obligations	623	65	558
Other	1,000	4	996

	$46,764	$189	$46,575

WE CONNECT	[P82]

     Management believes that the unrealized losses in the held-to-maturity portfolio at December 31, 2005 are substantially related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuers. Also, management has the intent and ability to hold these investments until maturity.
Note 6 — Pledged assets:
At December 31, 2005 and 2004, certain securities and loans were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available. The classification and carrying amount of pledged assets, which the secured parties are not permitted to sell or repledge the collateral at December 31, were as follows:

(In thousands)	2005	2004

Investment securities available-for-sale	$2,566,668	$2,802,647
Investment securities held-to-maturity	953	1,378
Loans	11,835,842	10,749,244

	$14,403,463	$13,553,269

     Pledged securities and loans that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of condition.
Note 7 — Loans and allowance for loan losses:
     The composition of loans held-in-portfolio at December 31, was as follows:

(In thousands)	2005	2004

Loans secured by real estate:
Insured or guaranteed by the U.S. Government or its agencies	$104,454	$87,792
Guaranteed by the Commonwealth of Puerto Rico	130,996	75,304
Commercial loans secured by real estate	6,097,042	5,439,954
Residential conventional mortgages	11,508,315	11,701,526
Construction and land development	1,092,640	652,193
Consumer	681,738	601,993

	19,615,185	18,558,762
Financial institutions	52,304	2,913
Commercial, industrial and agricultural	5,441,729	4,763,157
Lease financing	1,493,184	1,326,523
Consumer for household, credit cards and other consumer expenditures	4,357,405	3,550,824
Other	348,832	51,744

	$31,308,639	$28,253,923

     As of December 31, 2005, loans on which the accrual of interest income had been discontinued amounted to $547,509,000 (2004 - $554,017,000; 2003 - $557,026,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $46,198,000 (2004 - $45,089,000; 2003 - $45,541,000). Non-accruing loans as of December 31, 2005 include $39,316,000 (2004 - $32,010,000; 2003 - $36,350,000) in consumer loans.
     The recorded investment in commercial loans that were considered impaired at December 31, and the related disclosures follow:

	December 31,
(In thousands)	2005	2004

Impaired loans with a related allowance	$69,617	$69,172
Impaired loans that do not require allowance	46,236	44,084

Total impaired loans	$115,853	$113,256

Allowance for impaired loans	$20,359	$30,689

Average balance of impaired loans during the year	$133,985	$122,493

Interest income recognized on impaired loans during the year	$5,113	$2,967

     The changes in the allowance for loan losses for the year ended December 31, were as follows:

(In thousands)	2005	2004	2003

Balance at beginning of year	$437,081	$408,542	$372,797
Net allowances acquired	6,291	27,185	13,697
Provision for loan losses	195,272	178,657	195,939
Impact of change in reporting period	1,586
Recoveries	62,926	61,178	58,708
Loans charged-off	(241,449)	(238,481)	(232,599)

Balance at end of year	$461,707	$437,081	$408,542

     The components of the net financing leases receivable at December 31, were:

(In thousands)	2005	2004

Total minimum lease payments	$1,255,128	$1,112,414
Estimated residual value of leased property	234,281	210,461
Deferred origination costs, net of fees	3,775	3,648
Less - Unearned financing income	(185,093)	(161,917)

Net minimum lease payments	1,308,091	1,164,606
Less - Allowance for loan losses	(27,617)	(28,666)

	$1,280,474	$1,135,940

POPULAR 2005	[P83]

      At December 31, 2005, future minimum lease payments are expected to be received as follows:

(In thousands)

2006	$386,542
2007	307,908
2008	244,085
2009	170,578
2010 and thereafter	146,015

$1,255,128

Note 8 — Related party transactions:
The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

	Executive
(In thousands)	Officers	Directors	Total

Balance at December 31, 2003	$7,733	$85,913	$93,646
New loans	2,895	18,227	21,122
Payments	(764)	(5,059)	(5,823)
Other changes	(3,845)	(12,984)	(16,829)

Balance at December 31, 2004	$6,019	$86,097	$92,116
New loans	1,377	18,964	20,341
Payments	(3,390)	(40,238)	(43,628)
Other changes	1,257	(35,384)	(34,127)

Balance at December 31, 2005	$5,263	$29,439	$34,702

      The amounts reported as “other changes” include changes in the status of those who are considered related parties.
      Management believes these loans have been consummated on terms no more favorable than those that would have been obtained if the transactions had been with unrelated parties and do not involve more than the normal risk of collectibility.
      The Corporation’s banking subsidiaries held deposits from related parties amounting to $45,902,000 at December 31, 2005.
      From time to time the Corporation in the ordinary course of its business obtains services from related parties or makes contributions to non-profit organizations that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.
      During 2005 the Corporation engaged, in the ordinary course of business, the legal services of certain law firms in Puerto Rico, in which the Secretary of the Board of Directors of Popular, Inc. and immediate family members of an executive officer of the Corporation acted as Senior Counsel or as partners. The fees paid to these law firms for fiscal year 2005 amounted to approximately $2,130,000 (2004 — $1,792,000). These fees included $364,000 (2004 — $546,000) paid by the Corporation’s clients in connection with commercial loan transactions and $71,000 (2004 — $56,000) paid by mutual funds managed by the Bank.
      During 2005, the Corporation paid to an insurance broker who is considered a related party approximately $1,661,000 in commissions for the institutional insurance business of the Corporation and its subsidiaries (2004 — $1,700,000).
      During 2005, the Corporation made payments of approximately $14,153,000 under construction contracts granted to a special partnership whose officer and partner is considered a related party (2004 — $22,250,000). These contracts were awarded in years previous to 2005 and were granted on the basis of competitive bids or approved by the Audit Committee as required by the Corporation’s policy.
      For the year ended December 31, 2005, the Corporation made contributions for approximately $1,694,000 to non-profit organizations, principally Banco Popular Foundations dedicated to philanthropic work (2004 — $3,062,000).
Note 9 — Premises and equipment:
Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

	Useful life
(In thousands)	in years	2005	2004

Land		$83,514	$74,606

Buildings	10-39	361,927	292,462
Equipment	3-10	615,168	600,568
Leasehold improvements	Various	102,254	93,106

		1,079,349	986,136
Less — Accumulated depreciation and amortization		615,066	607,747

		464,283	378,389

Construction in progress		48,774	92,686

		$596,571	$545,681

      Depreciation and amortization of premises and equipment for the year 2005 was $81,947,000 (2004 — $74,270,000; 2003 — $73,007,000) of which $23,979,000 (2004 — $21,224,000; 2003 — $20,214,000) was charged to occupancy expense and $57,968,000 (2004 — $53,046,000; 2003 — $52,793,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $23,100,000 (2004 — $19,396,000; 2003 — $15,398,000).

WE CONNECT	[P84]

Note 10 — Goodwill and other intangible assets:
The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004, allocated by reportable segment, and in the case of Banco Popular de Puerto Rico, as an additional disclosure, by business area, were as follows (refer to Note 30 for a discussion of the Corporation’s reportable segments):

2005
	Balance at		Purchase		Balance at
	January 1,	Goodwill	accounting		December 31,
(In thousands)	2005	acquired	adjustments	Other	2005

Banco Popular de Puerto Rico:
P.R. Commercial Banking	$14,674	—	—	—	$14,674
P.R. Consumer and Retail Banking	34,999	—	—	—	34,999
P.R. Other Financial Services	3,322	$507	$281	—	4,110
Banco Popular North America	309,709	113,616	(2,926)	($15,952)	404,447
Popular Financial Holdings	9,514	143,109	—	—	152,623
EVERTEC	39,090	3,779	262	—	43,131

Total Popular, Inc.	$411,308	$261,011	($2,383)	($15,952)	$653,984

2004
	Balance at		Purchase	Balance at
	January 1,	Goodwill	accounting	December 31,
(In thousands)	2004	acquired	adjustments	2004

Banco Popular de Puerto Rico:
P.R. Commercial Banking	$14,674	—	—	$14,674
P.R. Consumer and Retail Banking	34,999	—	—	34,999
P.R. Other Financial Services	1,556	—	$1,766	3,322
Banco Popular North America	93,586	$216,123	—	309,709
Popular Financial Holdings	8,870	—	644	9,514
EVERTEC	37,805	1,308	(23)	39,090

Total Popular, Inc.	$191,490	$217,431	$2,387	$411,308

     Purchase accounting adjustments consist of adjustments to the value of the assets acquired and liabilities assumed resulting from the completion of appraisals or other valuations, adjustments to initial estimates recorded for transaction costs, if any, and contingent consideration paid during a contractual contingency period.
     The increase in goodwill during 2005 was mostly the result of the acquisitions of Kislak and E-LOAN. The amount included in the “other” category for Banco Popular North America reportable segment is related to the partial sale of PCE operations to ACE during the fourth quarter of 2005.
     At December 31, 2005, other than goodwill, the Corporation had $58,919,000 of identifiable intangibles with indefinite useful lives, mostly associated with E-LOAN’s trademark. At December 31, 2004, the Corporation had $65,000 of identifiable intangibles with an indefinite useful life related to a trademark. There were no identifiable intangibles with an indefinite useful life at December 31, 2003.
     The following table reflects the components of other intangible assets subject to amortization at December 31:

	2005		2004

	Gross	Accumulated	Gross	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization

Core deposits	$76,956	$40,848	$86,327	$50,376
Other customer relationships	8,175	507	726	59
Other intangibles	9,320	1,807	3,295	877

Total	$94,451	$43,162	$90,348	$51,312

     Certain core deposits intangibles, with gross amount of $17,462,000 became fully amortized during 2005 and, as such, their gross amount and accumulated amortization were eliminated from the accounting records and the tabular disclosure presented above. The increase in other customer relationships and other intangibles categories were mainly related to the acquisition of E-LOAN.
     The Corporation completed the impairment tests during 2005 and 2004, and determined that there were no impairment losses to be recognized in those periods related with goodwill and other intangible assets.
     During the year ended December 31, 2005, the Corporation recognized $9,579,000 in amortization expense related to other intangible assets with definite lives (2004 and 2003 — $7,844,000).
     The following table presents the estimated aggregate amortization expense of the intangible assets with definite lives that the Corporation has at December 31, 2005, for each of the next five years:

(In thousands)

2006	$11,142
2007	9,013
2008	7,342
2009	6,523
2010	5,710

     No significant events or circumstances have occurred that would reduce the fair value of any reporting unit below its carrying amount.

POPULAR 2005	[P85]

Note 11 — Deposits:
Total interest bearing deposits at December 31, consisted of:

(In thousands)	2005	2004

Savings accounts	$5,617,445	$5,572,372
NOW, money market and other interest bearing demand	3,640,182	3,293,459

	9,257,627	8,865,831

Certificates of deposit:
Under $100,000	4,440,546	3,969,152
$100,000 and over	4,981,440	3,584,909

	9,421,986	7,554,061

	$18,679,613	$16,419,892

     A summary of certificates of deposit by maturity at December 31, 2005, follows:

(In thousands)

2006	$6,030,158
2007	1,460,037
2008	610,282
2009	445,854
2010	690,857
2011 and thereafter	184,798

$9,421,986

     At December 31, 2005, the Corporation had brokered certificates of deposit amounting to $1,166,317,000 (2004 - $559,023,000).
     The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $118,834,000 as of December 31, 2005 (2004 - $55,306,000).
Note 12 — Federal funds purchased and assets sold under agreements to repurchase:
The following table summarizes certain information on federal funds purchased and assets sold under agreements to repurchase at December 31:

(Dollars in thousands)	2005	2004	2003

Federal funds purchased	$1,500,575	$619,792	$887,763
Assets sold under agreements to repurchase	7,201,886	5,817,061	4,947,824

Total amount outstanding	$8,702,461	$6,436,853	$5,835,587

Maximum aggregate balance outstanding at any month-end	$8,883,733	$7,315,058	$7,655,105

Average monthly aggregate balance outstanding	$7,430,174	$6,309,117	$6,454,110

Weighted average interest rate:
For the year	3.61%	2.07%	1.95%
At December 31	4.22	2.57	1.70

     The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the amortized cost and approximate market value of the collateral (including accrued interest) as of December 31, 2005 and 2004. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held for trading purposes or which have been obtained under agreements to resell:

2005
				Weighted
	Repurchase	Amortized cost	Market value	average
	liability	of collateral	of collateral	interest rate
	(Dollars in thousands)

U.S. Treasury securities
Within 30 days	$125,696	$100,941	$123,721	4.04%
After 30 to 90 days	181,816	165,619	202,995	4.24
After 90 days	124,479	100,941	123,721	4.37

	431,991	367,501	450,437	4.22

Obligations of other U.S. Government agencies and corporations
Overnight	14,010	14,431	14,189	2.60
Within 30 days	1,204,169	1,255,256	1,235,501	4.17
After 30 to 90 days	1,614,994	1,659,667	1,657,756	4.29
After 90 days	1,381,450	1,460,321	1,449,828	3.65

	4,214,623	4,389,675	4,357,274	4.04

Mortgage-backed securities
Overnight	79,560	107,882	106,194	2.60
Within 30 days	193,569	203,148	200,008	4.28
After 30 to 90 days	159,419	159,061	158,440	4.98
After 90 days	338,162	361,970	364,265	3.30

	770,710	832,061	828,907	3.82

Collateralized mortgage obligations
Overnight	19,541	19,698	19,621	2.60
Within 30 days	121,400	127,406	128,197	4.39
After 30 to 90 days	76,191	78,673	78,581	4.38
After 90 days	416,142	427,069	427,878	4.24

	633,274	652,846	654,277	4.23

Loans
Overnight	85,389	88,145	88,145	4.79
Within 30 days	194,173	199,646	199,646	4.62

	279,562	287,791	287,791	4.67

	$6,330,160	$6,529,874	$6,578,686	4.07%

WE CONNECT	[P86]

2004
				Weighted
	Repurchase	Amortized cost	Market value	average
	liability	of collateral	of collateral	interest rate
(Dollars in thousands)
U.S. Treasury securities
After 30 to 90 days	$435,852	$353,295	$441,390	2.27%
After 90 days	25,461	26,491	26,350	5.63

	461,313	379,786	467,740	2.45
Obligations of other U.S. Government agencies and corporations
Overnight	3,000	4,018	4,164	1.71
Within 30 days	1,195,792	1,199,532	1,217,740	2.17
After 30 to 90 days	794,256	808,046	807,741	2.38
After 90 days	906,648	915,764	938,250	2.37

	2,899,696	2,927,360	2,967,895	2.29

Mortgage-backed securities
Overnight	44,492	64,346	64,252	1.71
After 30 to 90 days	29,326	30,396	30,354	2.50
After 90 days	812,388	879,308	888,948	2.91

	886,206	974,050	983,554	2.84

Collateralized mortgage obligations
After 30 to 90 days	541	626	561	2.30
After 90 days	413,041	425,873	427,800	3.81

	413,582	426,499	428,361	3.81

Loans
Within 30 days	312,156	320,095	320,095	2.67

	$4,972,953	$5,027,790	$5,167,645	2.55%

Note 13 — Other short-term borrowings:
Other short-term borrowings as of December 31, consisted of:

(Dollars in thousands)	2005	2004

Advances with FHLB paying interest monthly at:
- fixed rates ranging from 4.16% to 4.50% (2004 - 1.43% to 2.38%)	$475,000	$528,500
- the 3-month LIBOR rate less 3 basis points (3-month LIBOR rate at December 31,2004 was 2.56%)		100,000
Advances under credit facilities with other institutions at:
- fixed rates ranging from 3.77% to 4.40% (2004 - 1.85% to 2.25%)	282,734	172,640
- floating rates ranging from 0.75% to 2.00% over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2005 was 4.39%)	29,274
- a floating rate of 0.16% over the 3-month LIBOR rate (3-month LIBOR rate at December 31, 2005 was 4.54%)	20,000
Commercial paper at rates ranging from 3.50% to 4.42% (2004 - 1.59% to 2.28%)	419,423	165,213
Term funds purchased at:
-fixed rates ranging from 4.25% to 4.48% (2004 - 2.00% to 2.75%)	1,122,000	2,173,000
- a floating rate of 0.75% over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2005 was 4.39%)	350,000
Others	1,830	286

	$2,700,261	$3,139,639

     The weighted average interest rate of other short-term borrowings at December 31, 2005 was 4.31% (2004 - 2.24%; 2003-1.11%). The maximum aggregate balance outstanding at any month-end was approximately $3,370,943,000 (2004 - $3,139,639,000; 2003 - $2,452,264,000). The average aggregate balance outstanding during the year was approximately $2,897,243,000 (2004 - $2,472,925,000; 2003 - $1,937,529,000). The weighted average interest rate during the year was 2.80% (2004 - 1.39%; 2003 - 1.14%).
     Note 15 presents additional information with respect to available credit facilities.

POPULAR 2005	[P87]

Note 14 — Notes payable and subordinated notes:
Notes payable outstanding at December 31, consisted of the following:

(Dollars in thousands)	2005	2004

Advances with FHLB:
- maturing from 2005 through 2028 paying interest monthly at fixed rates ranging from 3.53% to 3.96% (2004 -1.40% to 7.62%)	$906,623	$1,044,995
-maturing from 2006 through 2007 paying interest quarterly at the 3-month LIBOR rate less 4 basis points (3-month LIBOR rate at December 31, 2005 was 4.54%)	7,250
-maturing from 2006 through 2007 paying interest monthly at the 1-month LIBOR rate plus 2 basis points (1-month LIBOR rate at December 31, 2005 was 4.39%)	5,000
-maturing in 2008 paying interest monthly at a floating rate of 0.75% over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2005 was 4.39%; 2004 - 2.40%)	250,000	250,000
Advances under revolving lines of credit with maturities until 2007 paying interest monthly at a floating rate of 0.90% over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2005 was 4.39%)	195,008
Term notes with maturities ranging from 2005 through 2009 paying interest semiannually at fixed rates ranging from 2.40% to 7.29%	2,427,113	2,435,175
Term notes with maturities until 2007 paying interest quarterly at a floating rate of 0.35% to 0.45% (2004 - 0.45%) over the 3-month LIBOR rate (3-month LIBOR rate at December 31, 2005 was 4.54%; 2004 - 2.56%)	54,988	50,000
Term notes with maturities ranging from 2008 through 2030 paying interest monthly at fixed rates ranging from 3.00% to 7.42% (2004 - 3.00% to 6.00%)	15,883	3,100
Promissory notes maturing in 2005 with a floating interest rate of 92% of the 3-month LIBID rate (3-month LIBID rate at December 31, 2004 was 2.44%)		150,000
Secured borrowings with maturities until 2014 paying interest monthly at fixed rates ranging from 2.83% to 7.12% (2004 - 2.48% to 7.12%)	3,241,677	2,804,383
Secured borrowings with maturities until 2014 paying interest monthly at rates ranging from 0.10% to 3.50% (2004 - 0.11% to 4.75%) over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2005 was 4.39%; 2004 - 2.40%)	1,905,953	2,555,614
Notes linked to the S&P500 Index maturing in 2008	33,703	32,173
Junior subordinated deferrable interest debentures with maturities ranging from 2027 and 2034 with fixed interest rates ranging from 6.13% to 8.33% (Refer to Note 16)	849,672	849,672
Mortgage notes and other debt	707	5,598

	$9,893,577	$10,180,710

Subordinated notes at December 31, 2004, consisted of $125,000,000 issued by the Corporation on December 12, 1995, maturing on December 15, 2005, with interest payable semiannually at 6.75%. The notes issued by the Corporation were unsecured obligations subordinated in right of payment to the prior payment in full of all present and future senior indebtedness of the Corporation. These notes did not provide for any sinking fund and were paid on their maturity date.
     The aggregate amounts of maturities of notes payable at December 31, 2005 were as follows:

Notes
Year	Payable
(In thousands)
2006	$3,023,986
2007	1,285,735
2008	2,289,205
2009	1,042,546
2010	464,929
Later years	1,787,176

Total	$9,893,577

Note 15 — Unused lines of credit and other funding sources:
At December 31, 2005, the Corporation had borrowings facilities available with the Federal Home Loan Banks (FHLB) whereby the Corporation could borrow up to approximately $1,710,802,000 based on the assets pledged with the FHLB at that date (2004 - $2,013,655,000). Refer to Notes 13 and 14 for the amounts of Federal Home Loan Banks advances outstanding under these facilities at December 31, 2005 and 2004.
     The FHLB advances are collateralized by investment securities and mortgage loans, do not have restrictive covenants and in the most part do not have callable features. The maximum borrowing potential with the FHLB is dependent on certain restrictive computations determined by the FHLB and which are dependent on the amount and type of assets available for collateral, among the principal factors. The available lines of credit with the FHLB included in this note are based on the assets pledged as collateral with the FHLB as of the end of the years presented. At December 31, 2005, FHLB advances outstanding with callable features amounted to $25,000,000, have a fixed interest rate of 5.0% and mature in March 2011. Also, at December 31, 2005, there were $37,000,000 in putable advances with fixed rates ranging from 4.96% to 6.55% and maturities extending up to year 2010. The FHLB has the option to convert the advances before maturity on any given conversion date to an adjustable rate advance of predetermined index for the remaining term to maturity, at the FHLB’s discretion. At December 31, 2004, the FHLB advances had no callable features.

WE CONNECT	[P88]

     The Corporation has various credit facilities with counterparties to finance mortgage and auto loans, including the following:
•	$500,000,000 facility to support the funding of certain auto loans. The borrowings under this facility are collateralized by the related auto loans. It is a revolving line of credit with floating rates tied to LIBOR that is paid down as principal is collected on the loans. This facility, which required a one-time commitment fee, expires in July 2007. The Corporation was in compliance with the related debt covenants at December 31, 2005. At December 31, 2005, the unused balance of this line of credit approximated $304,991,000.

•	$500,000,000 facility to finance mortgage loan inventory pending sale of these loans to the ultimate loan purchasers. Of this amount $200,000,000 is available in committed funds. This loan inventory financing is secured by the related mortgage loans. The interest rate charged on borrowings against these funds is based on LIBOR plus various percentage points. The line expires in March 2006. The agreement includes various financial and non-financial covenants. The Corporation was in compliance with all covenants at December 31, 2005. At December 31, 2005, the unused balance of this line of credit approximated $483,799,000.

•	$500,000,000 committed warehouse lending facility for mortgage financing prior to sale or securitization. This loan inventory financing is secured by the related mortgage loans. The interest rate charged on borrowings against these funds is based on one-month LIBOR plus various percentage points. The line expires in February 2006. The agreement includes various financial and non-financial covenants. The Corporation was in compliance with all covenants at December 31, 2005. At December 31, 2005, the unused balance of this line of credit approximated $424,852,000.

•	$500,000,000 in committed funds under a short-term repo facility. This financing is secured by the related mortgage loans. The interest rate charged on borrowings against these funds is based on one-month LIBOR plus various percentage points. The line expires in February 2006. The Corporation, particularly its subsidiary PFH, obtained a waiver for a covenant breach associated with a tangible net worth computation at year-end. At December 31, 2005, the unused balance of this line of credit approximated $381,200,000. · $500,000,000 in committed funds under a repo facility to finance mortgage loan inventory prior to sale or securitization. This loan inventory financing is secured by the related mortgage loans. The interest rate charged on borrowings against these funds is based on one-month LIBOR plus various percentage points. The line expires in June 2006. At December 31, 2005, the Corporation was in compliance with the credit agreement’s financial and non-financial covenants. At December 31, 2005, the unused balance of this line of credit approximated $414,947,000.

•	$100,000,000 uncommitted warehouse line of credit agreement for the interim financing of mortgage loans. The interest rate charged on borrowings against these funds is variable based on LIBOR plus various percentage points. Borrowings are collateralized by the related mortgage loans held-for-sale. The uncommitted warehouse line of credit expires in September 2006. The Corporation was in compliance with the financial and non-financial covenants at December 31, 2005. At December 31, 2005, the full amount of this line of credit was unused.

•	$150,000,000 warehouse line of credit agreement for interim financing of mortgage loans. The interest rate charged is variable based on LIBOR. The borrowings are collateralized by the related mortgage loans held-for-sale. At December 31, 2005, the Corporation, particularly its subsidiary E-LOAN, was in violation of a financial covenant, but received a waiver and renewed the line with an expiration date in January 2007. At December 31, 2005, the unused balance of this line of credit approximated $143,004,000.
     The used portion of the aforementioned lines of credit is included within the following categories: repurchase agreements (Note 12), advances under credit facilities with other institutions (Note 13) and advances under revolving lines of credit (Note 14).
     The Corporation has established a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2005, the borrowing capacity at the discount window approximated $2,600,480,000, which remained unused at December 31, 2005 (2004 — $2,514,000,000). The facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.
     At December 31, 2005, the Corporation and its subsidiary Popular North America had obtained a committed credit facility from a syndicate of institutions (the lenders). Under this credit facility, which requires the payment of facility and utilization fees, the Corporation can request the lenders to extend credit in the form of revolving loans, in an aggregate principal amount at any time outstanding not in excess of $520,000,000 (2004 — $450,000,000). The proceeds can be used for general corporate purposes, including commercial paper back-up. The credit facility expires in October 2006 (2004 — October 2005). As of December 31, 2005 and 2004, the Corporation has not drawn any funds

POPULAR 2005	[P89]

under this credit facility. The full amount of the facility was available at December 31, 2005 and 2004.
     To provide further liquidity, at December 31, 2005 and 2004, BPPR had a $1,000,000,000 bank note program available for future issuance. Under this program BPPR has the requisite agreements in place to issue and sell its bank notes to institutional investors. At December 31, 2005 and 2004, the full amount was available for issuance.
     In addition, at December 31, 2005 and 2004, the Corporation had an effective shelf registration with the Securities and Exchange Commission, which allows Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc. to issue medium-term notes, debt securities and preferred stock in an aggregate amount of up to $2,500,000,000. At December 31, 2005, the Corporation had available approximately $1,655,000,000 under this shelf registration (December 31, 2004 — $2,100,000,000). This shelf registration is intended to permit the Corporation to raise funds with a relatively short lead-time. At December 31, 2005 and 2004, the Corporation was also authorized to issue up to $170,000,000 in transactions for trust preferred securities under an existing shelf registration statement filed with the SEC.
Note 16 — Trust preferred securities:
At December 31, 2005 and 2004, the Corporation had established four trusts for the purpose of issuing trust preferred securities (the “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation. The sole assets of the trusts consisted of the junior subordinated debentures of the Corporation and the related accrued interest receivable. These trusts are not consolidated by the Corporation under FIN No. 46.
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
     Financial data pertaining to the trusts follows:
(In thousands, including reference notes)

			Popular North
	BanPonce	Popular Capital	America Capital	Popular Capital
Issuer	Trust I	Trust I	Trust I	Trust II

Issuance date	February 1997	October 2003	September 2004	November 2004
Capital securities	$144,000	$300,000	$250,000	$130,000
Distribution rate	8.327%	6.700%	6.564%	6.125%
Common securities	$4,640	$9,279	$7,732	$4,021
Junior subordinated debentures aggregate liquidation amount	$148,640	$309,279	$257,732	$134,021
Stated maturity date	February 2027	November 2033	September 2034	December 2034
Reference notes	(a),(c),(e),(f),(g)	(b),(d), (f)	(a),(c), (f)	(b),(d), (f)

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

WE CONNECT	[P90]

Note 17 — Earnings per common share:
The following table sets forth the computation of earnings per common share (“EPS”), basic and diluted, for the years ended December 31:

(In thousands, except share information)	2005	2004	2003

Net income	$540,702	$489,908	$470,915
Less: Preferred stock dividends	11,913	11,913	9,919

Net income applicable to common stock after cumulative effect of accounting change	$528,789	$477,995	$460,996

Net income applicable to common stock before cumulative effect of accounting change	$525,182	$477,995	$460,996

Average common shares outstanding	267,334,606	266,302,105	265,481,840

Average potential common shares	504,412	372,751	113,992

Average common shares outstanding — assuming dilution	267,839,018	266,674,856	265,595,832

Basic EPS before cumulative effect of accounting change	$1.97	$1.79	$1.74

Diluted EPS before cumulative effect of accounting change	$1.96	$1.79	$1.74

Basic EPS after cumulative effect of accounting change	$1.98	$1.79	$1.74

Diluted EPS after cumulative effect of accounting change	$1.97	$1.79	$1.74

     Potential common shares consist of common stock issuable under the assumed exercise of stock options and under restricted stock awards, using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise in addition to the amount of compensation cost attributed to future services are used to purchase common stock at the exercise date. The difference between the number of potential shares issued and the shares purchased is added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share. Stock options that result in lower potential shares issued than shares purchased under the treasury stock method are not included in the computation of dilutive earnings per share since their inclusion would have an antidilutive effect in earnings per share.
     During 2005 there were 547,030 weighted average antidilutive stock options outstanding (2004 — 908,802; 2003 — 731,084). All shares of restricted stock are treated as outstanding for purposes of the diluted EPS computation.
Note 18 — Stockholders’ equity:
Effective April 30, 2004, the Corporation’s Restated Certificate of Incorporation was amended to increase the number of authorized shares of common stock from 180,000,000 to 470,000,000 and the number of authorized shares of preferred stock from 10,000,000 to 30,000,000.
     During the fourth quarter of 2005, existing shareholders of record of the Corporation’s common stock at November 7, 2005 fully subscribed to an offering of 10,500,000 newly issued shares of Popular, Inc.’s common stock under a subscription rights offering. This represented approximately $217,207,000 in additional capital, of which approximately $175,271,000 impacted stockholders’ equity at December 31, 2005. The remainder will impact the Corporation’s financial condition in early 2006 when certain of the individual subscription transactions, representing 1,885,380 additional shares of common stock, fully settled. As of December 31, 2005, this subscription rights offering contributed with 8,614,620 in newly issued shares of common stock.
     The Corporation has a dividend reinvestment and stock purchase plan under which stockholders may reinvest their quarterly dividends in shares of common stock at a 5% discount from the average market price at the time of issuance, as well as purchase shares of common stock directly from the Corporation by making optional cash payments at prevailing market prices.
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
     During the year 2005, cash dividends of $0.64 (2004 — $0.62; 2003 — $0.51) per common share outstanding amounting to $170,970,000 (2004 — $163,787,000; 2003 — $134,082,000) were declared. In addition, dividends declared on preferred stock amounted to $11,913,000 (2004 — $11,913,000; 2003 — $9,919,000). Dividends payable to shareholders of common stock at December 31, 2005 was $42,791,000 (2004 — $42,660,000).
     The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund totaled $316,192,000 at December 31, 2005 (2004 — $285,192,000). During 2005, $31,000,000 was transferred to the statutory reserve account. During 2004, $53,000,000 was transferred out from the statutory reserve account to retained

POPULAR 2005	[P91]

earnings. The excess in the reserve that was transferred out resulted principally from the redemption of $300,000,000 of BPPR’s preferred stock that was wholly-owned by the Corporation and from a reduction in BPPR’s surplus resulting mostly from the reorganization of certain of the Corporation’s subsidiaries, including the transfer of the information processing and technology functions of BPPR to EVERTEC, Inc. During 2003, $25,500,000 was transferred to the statutory reserve account. At December 31, 2005, 2004 and 2003, BPPR was in compliance with the statutory reserve requirement.
Note 19 — Regulatory capital requirements:
The Corporation is subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Bank and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. The regulations define well-capitalized levels of Tier I, total capital and Tier I leverage of 6%, 10% and 5%, respectively. Management has determined that as of December 31, 2005 and 2004, the Corporation exceeded all capital adequacy requirements to which it is subject.
     At December 31, 2005 and 2004, BPPR, BPNA and Banco Popular, National Association (BP, N.A.) were well-capitalized under the regulatory framework for prompt corrective action, and there are no conditions or events since December 31, 2005 that management believes have changed the institutions’ category.
     The Corporation’s risk-based capital and leverage ratios at December 31, were as follows:

	Actual		Capital adequacy minimum
			requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
2005

Total Capital
(to Risk-Weighted Assets):
Corporation	$3,943,625	12.44%	$2,535,941	8%
BPPR	2,249,379	13.59	1,324,318	8
BPNA	930,939	11.38	654,378	8

Tier I Capital
(to Risk-Weighted Assets):
Corporation	$3,540,270	11.17%	$1,267,971	4%
BPPR	1,610,978	9.73	662,159	4
BPNA	844,109	10.32	327,189	4

Tier I Capital
(to Average Assets):
Corporation	$3,540,270	7.47%	$1,422,458	3%
			1,896,610	4
BPPR	1,610,978	6.28	770,083	3
			1,026,778	4
BPNA	844,109	7.14	354,428	3
			472,571	4

	Actual		Capital adequacy minimum requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
2004

Total Capital
(to Risk-Weighted Assets):
Corporation	$3,705,647	13.21%	$2,244,573	8%
BPPR	2,011,181	13.86	1,160,781	8
BPNA	778,775	10.71	581,714	8

Tier I Capital
(to Risk-Weighted Assets):
Corporation	$3,316,009	11.82%	$1,122,286	4%
BPPR	1,398,168	9.64	580,391	4
BPNA	690,256	9.49	290,857	4

Tier I Capital
(to Average Assets):
Corporation	$3,316,009	7.78%	$1,277,925	3%
			1,703,901	4
BPPR	1,398,168	6.03	695,900	3
			927,866	4
BPNA	690,256	7.13	290,581	3
			387,442	4

WE CONNECT	[P92]

     The following table also presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized under prompt corrective action:

	2005		2004
	Amount	Ratio	Amount	Ratio

Total Capital
(to Risk-Weighted Assets):
BPPR	$1,655,398	10%	$1,450,977	10%
BPNA	817,973	10	727,143	10

Tier I Capital
(to Risk-Weighted Assets):
BPPR	$993,239	6%	$870,586	6%
BPNA	490,784	6	436,286	6

Tier I Capital
(to Average Assets):
BPPR	$1,283,472	5%	$1,159,833	5%
BPNA	590,713	5	484,302	5

Note 20 — Servicing assets:
The changes in servicing assets for the years ended December 31, were as follows:

(In thousands)	2005	2004	2003

Balance at beginning of year	$58,103	$58,572	$49,827
Rights originated	105,064	9,984	16,769
Rights purchased	5,039	4,320	4,992
Amortization	(25,766)	(14,773)	(12,566)
Impairment charges	—	—	(450)

Balance at end of year	142,440	58,103	58,572
Less: Valuation allowance	951	920	1,780

Balance at end of year, net of valuation allowance	$141,489	$57,183	$56,792

     Total loans serviced for others were $9,531,713,000 at December 31, 2005 (2004 - $6,695,297,000; 2003 - $6,374,817,000). The estimated fair value of capitalized servicing rights was $157,827,000 at December 31, 2005 (2004 - $63,705,000; 2003 - $61,236,000).
     The activity in the valuation allowance for impairment of recognized servicing assets for the years ended December 31, was as follows:

(In thousands)	2005	2004	2003

Balance at beginning of year	$920	$1,780	$1,991
Additions charged to operations	362	233	239
Impairment charges	—	—	(450)
Reductions credited to operations	(331)	(1,093)	—

Balance at end of year	$951	$920	$1,780

Note 21 — Retained interests on transfers of financial assets:
During the years ended December 31, 2005 and 2004, the Corporation retained servicing responsibilities and other subordinated interests on various securitization transactions and whole loan sales of residential mortgage and commercial loans performed by various subsidiaries.
     Valuation methodologies used in determining the fair value of the retained interests, including servicing assets and interest-only securities, are disclosed in Note 1 to the consolidated financial statements.
Popular Financial Holdings
During 2005, the Corporation, through its mortgage and consumer lending subsidiary PFH, retained servicing responsibilities and interest-only strips (IOs) on mortgage loans securitizations. During the year ended December 31, 2005, PFH completed six off-balance sheet securitizations which met the criteria for sale accounting under SFAS No. 140. Approximately, $2,299,949,000 in adjustable (ARM) and fixed-rate non-prime mortgage loans were securitized and sold by PFH during this period, with a gain on sale of $32,238,000. As part of these transactions, PFH recognized mortgage servicing rights (MSRs) of $46,178,000 and IOs of $61,126,000. PFH did not perform any off-balance sheet securitizations in the year ended December 31, 2004. Also, during 2005, PFH completed three on-balance sheet securitizations involving approximately $1,971,685,000 in adjustable and fixed rate non-prime mortgage loans. As part of these transactions, the Corporation recognized mortgage servicing rights of $39,894,000. Prior to 2005, PFH did not record any retained interests in on-balance sheet securitizations.
     Notwithstanding the on-balance sheet accounting treatment of certain transactions, the loans in all of the PFH’s securitizations have been sold by PFH to Popular ABS, Inc., a special purpose entity, which in turn, has sold the loans to the trustee of the related securitization trust. The investors and the securitization trusts have no recourse to any of PFH’s assets or revenues. PFH’s creditors have no recourse to any assets or revenues of Popular ABS, Inc., or the securitization trust funds.
     PFH receives average annual servicing fees based on a percentage of the outstanding loan balance. In 2005, those average fees were 0.50% for mortgage loans.

POPULAR 2005	[P93]

     Key economic assumptions used in measuring the retained interests at the date of these off-balance sheet and on-balance sheet securitizations were:

		MSRs
		Fixed-rate	ARM
	IOs	loans	loans

Prepayment speed	20% - 35%	20% to 28%	28% to 35%
Weighted average life of collateral (in years)	2.2	3.1	2.3
Expected credit losses (annual rate)	1.28% - 2.59%	—	—
Discount rate (annual rate)	14% to 15%	14%	14%

     ARM loans consist of loans which have a fixed rate during the first two, three or five years and change to a variable interest rate thereafter.
     In connection with the securitizations accounted for as sales, PFH’s retained interests are subordinated to investor’s interests. Their value is subject to credit, prepayment and interest rate risks on the transferred financial assets. The securitization related assets recorded in the statement of condition at year-end were as follows:

(In thousands)	2005	2004

IOs	$61,578	$12,735
MSRs	75,700	—
Servicing advances	34,942	23,237

     At December 31, 2005, key economic assumptions used to estimate the fair value of IOs and MSRs derived from PFH’s securitizations and the sensitivity of residual cash flows to immediate changes in those assumptions were as follows:

		MSRs
		Fixed-rate	ARM
(Dollars in thousands)	IOs	loans	loans

Carrying amount of retained interests	$61,578	$43,687	$32,013
Fair value of retained interests	$61,578	$43,687	$32,940
Weighted average collateral life (in years)	2.2	3.1	2.3
Weighted average prepayment speed (annual rate)	32.1%	28%	35%
Impact on fair value of 10% adverse change	$(4,092)	$(425)	$8
Impact on fair value of 20% adverse change	(7,149)	(510)	(74)
Weighted average discount rate (annual rate)	15%	14%	14%
Impact on fair value of 10% adverse change	$(3,012)	$(964)	$(557)
Impact on fair value of 20% adverse change	(5,832)	(1,895)	(1,111)
Weighed average expected credit losses (annual rate)	0.91%	—	—
Impact on fair value of 10% adverse change	$(2,642)	—	—
Impact on fair value of 20% adverse change	(5,383)	—	—

     PFH, as servicer, collects prepayment penalties on a substantial portion of the underlying serviced loans, as such, an adverse change in the prepayment assumptions with respect to the MSRs could be partially offset by the benefit derived from the prepayment penalties estimated to be collected.
     Cash flows received from and paid to securitization trusts for the years ended December 31, included:

(In thousands)	2005	2004

Servicing fees received	$7,478	$773
Servicing advances, net of repayments	11,705	3,329
Other cash flows received on retained interests	550	372

Banking subsidiaries
In addition, the Corporation’s banking subsidiaries retain servicing responsibilities on the sale of wholesale mortgage loans and loans guaranteed by the Small Business Administration (SBA). Also, servicing responsibilities are retained under pooling / selling arrangements of mortgage loans into mortgage-backed securities, primarily GNMA and FNMA securities. Substantially all mortgage loans securitized have fixed rates. Under these servicing agreements, the banking subsidiaries do not earn significant prepayment penalties on the underlying loans serviced.
     Gains of $48,155,000 and $25,463,000 were realized by the banking subsidiaries on the securitization transactions that met the sale criteria under SFAS No. 140 and the whole loan sales involving retained interests, which took place in 2005 and 2004, respectively.

WE CONNECT	[P94]

     The banking subsidiaries receive average annual servicing fees based on a percentage of the outstanding loan balance. In 2005, those weighted average fees were 0.28% for mortgage loans (2004 — 0.30%) and 1.2% for SBA loans (2004 — range from 1.0% to 2.4%).
     Key economic assumptions used in measuring the servicing rights retained at the date of the securitizations and whole loan sales by the banking subsidiaries were:

	Residential Mortgage		SBA
	Loans		Loans
	2005	2004	2005	2004

Prepayment speed	10.6%	10.6%	15.0%	15.0%
Weighted average life (in years)	11.1	10.9	3.6	3.9
Expected credit losses (annual rate)	—	—	—	—
Discount rate (annual rate)	10.0%	10.0 - 10.5%	13.0%	13.0%

     At December 31, 2005, key economic assumptions used to estimate the fair value of servicing rights derived from transactions performed by the banking subsidiaries and the sensitivity of residual cash flows to immediate changes in those assumptions were as follows:

	Residential
(Dollars in thousands)	Mortgage Loans	SBA Loans

Carrying amount of retained interests	$61,050	$4,739
Fair value of retained interests	$75,001	$7,200
Weighted average life (in years)	9.0	3.7
Weighted average prepayment speed (annual rate)	10.4%	15.0%
Impact on fair value of 10% adverse change	$(2,454)	$(314)
Impact on fair value of 20% adverse change	(4,703)	(608)
Weighted average discount rate (annual rate)	10.0%	13.0%
Impact on fair value of 10% adverse change	$(2,737)	$(237)
Impact on fair value of 20% adverse change	(5,238)	(459)

     The expected credit losses for the residential mortgage loans securitized/sold are minimal. Also, no credit losses are anticipated on the retained servicing assets derived from the sale of SBA loans since the participation sold is substantially guaranteed by SBA.
     The sensitivity analyses presented in the tables above for IOs and servicing rights of PFH and the banking subsidiaries are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 and 20 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the sensitivity tables included herein, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.
     Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation for the years ended December 31, 2005 and 2004, follows:

2005
	Total principal	Principal amount
	amount of loans,	60 days or more	Net credit
(In thousands)	net of unearned	past due	losses

Loans (owned and managed):
Commercial and construction	$12,815,172	$155,707	$42,492
Lease financing	1,308,091	8,716	9,629
Mortgage	17,282,905	794,956	51,181
Consumer	4,771,778	86,992	78,965
Less:
Loans securitized/sold	4,467,739	—	—
Loans held-for-sale	699,181	—	—

Loans held-in-portfolio	$31,011,026	$1,046,371	$182,267

2004
	Total principal	Principal amount
	amount of loans,	60 days or more	Net credit
(In thousands)	net of unearned	past due	losses

Loans (owned and managed):
Commercial and construction	$10,953,273	$150,003	$45,153
Lease financing	1,164,606	10,974	25,740
Mortgage	14,471,172	723,239	36,755
Consumer	4,038,579	71,045	74,818
Less:
Loans securitized/sold	1,885,369
Loans held-for-sale	750,728

Loans held-in-portfolio	$27,991,533	$955,261	$182,466

     Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase, at its option and without GNMA’s prior authorization; any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans. At December 31, 2005, the Corporation had recorded $36,698,000 in mortgage loans under this buy-back option program (2004 — $26,322,000).
Note 22 — Employee benefits:
Pension and benefit restoration plans
Certain employees of BPPR and BPNA are covered by noncontributory defined benefit pension plans. Pension benefits begin to vest after one year of service and are based on age, years of credited service and final average compensation, as defined.

POPULAR 2005	[P95]

     The Corporation’s funding policy is to make annual contributions to the plans in amounts which fully provide for all benefits as they become due under the plans.
     The Corporation’s pension fund investment strategy is to invest in a prudent manner for the exclusive purpose of providing benefits to participants. A well defined internal structure has been established to develop and implement a risk-controlled investment strategy that is targeted to produce a total return that, when combined with the bank’s contributions to the fund, will maintain the funds ability to meet all required benefit obligations. Risk is controlled through diversification of asset types and investments in domestic and international equities and fixed income.
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
     The plans’ weighted-average asset allocations at December 31, by asset category were as follows:

	2005	2004

Equity securities	69%	69%
Debt securities	29	29
Other	2	2

	100%	100%

     The plans target allocation for 2005 and 2004, by asset category, approximated 70% in equity securities and 30% in debt securities.
     At December 31, 2005, these plans included 2,745,720 shares (2004 — 2,745,720) of the Corporation’s common stock with a market value of approximately $58,072,000 (2004 — $79,159,000). Dividends paid on shares of the Corporation’s common stock held by the plan during 2005 amounted to $1,757,000 (2004 — $1,620,000). BPPR and BPNA also have supplementary pension and profit sharing plans for certain employees whose compensation exceeds the limits established by ERISA.
     The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31:

		Benefit
	Pension	Restoration
	Plans	Plans	Total
	2005

Change in benefit obligation:		(In thousands)
Benefit obligation at beginning of year	$528,123	$21,880	$550,003
Service cost	15,274	967	16,241
Interest cost	29,873	1,330	31,203
Curtailment	(6,739)	138	(6,601)
Actuarial loss	24,324	5,276	29,600
Benefits paid	(23,701)	(275)	(23,976)

Benefit obligations at end of year	567,154	29,316	596,470

Change in plan assets:
Fair value of plan assets at beginning of year	519,709	9,636	529,345
Actual return on plan assets	13,132	274	13,406
Employer contributions	317	2,624	2,941
Benefits paid	(23,701)	(275)	(23,976)

Fair value of plan assets at end of year	509,457	12,259	521,716

Unfunded status	(57,697)	(17,057)	(74,754)
Unrecognized net prior service cost (benefit)	1,531	(481)	1,050
Unrecognized net actuarial loss	76,651	14,310	90,961

Prepaid (accrued) pension cost	20,485	(3,228)	17,257

Amount recognized in the statement of financial condition consists of:
Prepaid benefit cost	24,751		24,751
Accrued benefit liability	(4,266)	(5,582)	(9,848)
Accumulated other comprehensive income		2,354	2,354

Net amount recognized	$20,485	($3,228)	$17,257

Accumulated benefit obligation	$494,013	$17,627	$511,640

WE CONNECT	[P96]

	Pension	Benefit
	Plans	Restoration Plans	Total

		2004

Change in benefit obligation:		(In thousands)
Benefit obligation at beginning of year	$479,766	$15,619	$495,385
Service cost	14,495	690	15,185
Interest cost	27,915	936	28,851
Curtailment	(6,415)		(6,415)
Special termination benefits	2,219		2,219
Actuarial loss	31,348	4,852	36,200
Benefits paid	(21,205)	(217)	(21,422)

Benefit obligations at end of year	528,123	21,880	550,003

Change in plan assets:
Fair value of plan assets at beginning of year	476,055	8,322	484,377
Actual return on plan assets	63,331	1,158	64,489
Employer contributions	1,528	374	1,902
Benefits paid	(21,205)	(218)	(21,423)

Fair value of plan assets at end of year	519,709	9,636	529,345

Unfunded status	(8,414)	(12,244)	(20,658)
Unrecognized net asset	(862)		(862)
Unrecognized net prior service cost (benefit)	3,858	(1,050)	2,808
Unrecognized net actuarial loss	31,795	9,184	40,979

Prepaid (accrued) pension cost	26,377	(4,110)	22,267

Amount recognized in the statement of financial condition consists of:
Prepaid benefit cost	29,011		29,011
Accrued benefit liability	(2,634)	(4,110)	(6,744)

Net amount recognized	$26,377	($4,110)	$22,267

Accumulated benefit obligation	$455,063	$13,898	$468,961

     Information for plans with an accumulated benefit obligation in excess of plan assets for the years ended December 31, follows:

			Benefit
	Pension Plans		Restoration Plans

(In thousands)	2005	2004	2005	2004

Projected benefit obligation	$12,045	$9,263	$29,316	$21,880
Accumulated benefit obligation	7,897	5,869	17,627	13,898
Fair value of plan assets	5,435	4,736	12,259	9,636

     The measurements dates of the assets and liabilities of all plans presented above for 2005 and 2004 were December 31, 2005 and December 31, 2004, respectively.
     The actuarial assumptions used to determine benefit obligations for the years ended December 31, were as follows:

	2005	2004

Discount rate	5.50%	5.75%
Rate of compensation increase — weighted average	4.20%	5.10%

     The actuarial assumptions used to determine the components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
	Pension Plans			Restoration Plans

	2005	2004	2003	2005	2004	2003

Discount rate	5.75%	6.00%	6.50%	5.75%	6.00%	6.50%
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
Rate of compensation increase — weighted average	5.10%	5.10%	5.10%	5.10%	5.10%	5.10%

     The components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
	Pension Plans			Restoration Plans

	2005	2004	2003	2005	2004	2003

Components of net	(In thousands)
periodic pension cost:
Service cost	$15,274	$14,495	$13,641	$967	$690	$567
Interest cost	29,873	27,915	26,784	1,330	936	798
Expected return on plan assets	(40,674)	(37,338)	(30,772)	(843)	(687)	(524)
Amortization of asset obligation	(862)	(2,460)	(2,461)
Amortization of prior service cost	345	421	482	(93)	(106)	(106)
Amortization of net (gain) loss	271	50	2,145	719	303	291

Net periodic cost (benefit)	4,227	3,083	9,819	2,080	1,136	1,026
Curtailment loss (gain)	1,982	849		(338)
Special termination benefits		2,219

Total cost	$6,209	$6,151	$9,819	$1,742	$1,136	$1,026

     In October 2005, the Board of Directors of BPPR adopted an amendment for the Puerto Rico Retirement and Tax Qualified Retirement Restoration Plans to freeze benefits for all employees under age 30 or who have less than 10 years of credited service effective January 1, 2006. These employees are 100% vested in their accrued benefit as of December 31, 2005. The expense for these plans was remeasured as of September 30, 2005 to consider

POPULAR 2005	[P97]

this change using a discount rate of 5.50%. Curtailment costs were considered for these plans and are included as part of the December 31, 2005 disclosures. In connection with the plan’s change, these employees received a base salary increase according to their age and years of service, effective January 1, 2006.
     During 2004, the Corporation consolidated the information processing and technology functions of both Banco Popular de Puerto Rico and GM Group, Inc. into GM Group, Inc., renamed EVERTEC, Inc. The effective date for the transaction was April 1, 2004. As part of this reorganization, the Corporation incurred certain curtailment gains / losses on the pension and postretirement plans related with the employees that were transferred to EVERTEC, Inc. and whose benefits were frozen. Also, the Corporation incurred certain costs related to employees of BPPR who elected early retirement effective March 31, 2004, as part of this reorganization.
     During 2006, the Corporation expects to contribute $1,900,000 to the pension plans and $1,958,000 to the benefit restoration plans.
     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Benefit
(In thousands)	Pension	Restoration Plans

2006	$22,852	$399
2007	23,608	492
2008	24,476	591
2009	25,564	698
2010	26,770	805
2011 - 2015	156,382	5,464

Cash balance plan
As part of the acquisition of Quaker City Bank (Quaker City) in 2004, the Corporation assumed the defined benefit Cash Balance Plan of Quaker City. Under the provisions of the Cash Balance Plan, a cash balance account was established for each participant at plan entry and increased over time with pay and interest credits. At termination of employment, a participant (if vested) became entitled to receive his or her cash balance account in a single payment or have it converted to a monthly annuity payable for life at retirement. Effective in 2004, the Cash Balance Plan was frozen.
     The following table sets forth the Cash Balance Plan’s funded status and amounts recognized in the Corporation’s consolidated statements of condition at December 31:

	2005	2004

Change in benefit obligation:	(In thousands)
Benefit obligation at beginning of year	$4,140	$4,215
Interest cost	161	70
Benefits paid	(2,053)	(41)
Actuarial loss (gain)	65	(104)

Benefit obligation at end of year	2,313	4,140

Change in plan assets:
Fair value of plan assets at beginning of year	3,879	3,887
Actual return on plan assets	72	33
Employer contributions	280
Benefits paid	(2,053)	(41)

Fair value of plan assets at end of year	2,178	3,879

Unfunded status	(135)	(261)
Unrecognized net loss (gain)	29	(79)

Accrued plan cost	(106)	(340)

Amount recognized in the statement of financial condition	$(106)	$(340)

Accumulated benefit obligation	$2,313	$4,140

     The measurement dates of the assets and liabilities of the Cash Balance Plan was December 31, 2005 and 2004.
     The actuarial assumptions used to determine the benefit obligation for the Cash Balance Plan at December 31, 2005 were a discount rate of 4.50% (2004 - 4.75%), rate of compensation increase of 4.00% (2004 - 4.00%), and expected return on plan assets of 4.50% (2004 - 4.50%)

     The components of net periodic cost for the years ended December 31, were as follows:

(In thousands)	2005	2004

Interest cost	$161	$70
Expected return on plan assets	(141)	(58)
Settlement	25

Total cost	$45	$12

     The actuarial assumptions used to determine the benefit cost for the Cash Balance Plan for the year 2005 were a discount rate of 4.75% (2004 - 5.01%), rate of compensation increase of 4.00% (2004 - 4.00%), and expected return on plan assets of 4.50% (2004 - 4.50%).
     During 2006, the Corporation expects to contribute $2,400,000 to the Cash Balance Plan.

WE CONNECT	[P98]

Savings and stock plans
The Corporation also provides contributory retirement and savings plans pursuant to Section 1165 (e) of the Puerto Rico Internal Revenue Code and Section 401 (k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of certain of the Corporation’s subsidiaries. Some of these plans incorporate profit sharing benefits, which are determined by each subsidiary annually, if applicable. Investments in the plans are participant-directed, and employer contributions are determined based on specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. The cost of providing these benefits in 2005 was $14,909,000 (2004 — $13,398,000; 2003 — $9,166,000).
     The plans held 7,554,932 (2004 — 7,425,012; 2003 — 5,927,714) shares of common stock of the Corporation with a market value of approximately $159,787,000 at December 31, 2005 (2004 — $214,063,000; 2003 — $265,858,000).
Postretirement health care benefits
In addition to providing pension benefits, BPPR provides certain health care benefits for retired employees. Regular employees of BPPR, except for employees hired after February 1, 2000, may become eligible for health care benefits, provided they reach retirement age while working for BPPR.
     The status of the Corporation’s unfunded postretirement benefit plan at December 31, was as follows:

(In thousands)	2005	2004

Change in benefit obligation:
Benefit obligation at beginning of the year	$147,145	$158,659
Service cost	2,713	2,898
Interest cost	8,267	8,798
Curtailment		(814)
Special termination benefits		347
Benefits paid	(6,174)	(6,404)
Actuarial gain	(8,768)	(16,339)

Benefit obligation at end of year	$143,183	$147,145

Change in plan assets:
Unfunded status	$(143,183)	$(147,145)
Unrecognized net prior service benefit	(6,391)	(7,437)
Unrecognized net actuarial loss	26,805	37,264

Accrued benefit cost	$(122,769)	$(117,318)

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 2005 was 5.50% (2004 — 5.75%).
     The weighted average discount rate used to determine the components of net periodic postretirement benefit cost for the year ended December 31, 2005 was 5.75% (2004 — 6.00%; 2003 — 6.50%).
     The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

(In thousands)	2005	2004	2003

Service cost	$2,713	$2,898	$3,140
Interest cost	8,267	8,798	9,254
Amortization of prior service benefit	(1,046)	(1,087)	(807)
Amortization of net loss	1,691	2,132	2,305

Net periodic benefit cost	11,625	12,741	13,892
Curtailment gain		(1,005)
Special termination benefits		347

Total benefit cost	$11,625	$12,083	$13,892

     The Corporation adopted the provisions of FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” on a prospective basis in the third quarter of 2004. The subsidy-related reduction in the accumulated postretirement benefit obligation in 2004 was $9,176,000. This reduction is treated as an actuarial gain and will decrease the net periodic cost over the average remaining service period of active plan participants. The effect of the subsidy on the measurement of the net periodic postretirement benefit cost for the year ended December 31, 2004 was a decrease of $584,000.
     Also, the postretirement health care benefit obligation at December 31, 2005 reflects the implementation in 2006 of Medicare Advantage HMO’s for post-65 retirees.
     The assumed health care cost trend rates at December 31, were as follows:

	2005	2004

Health care cost trend rate assumed for next year	10.00%	9.00%
Rate to which the cost trend rate is assumed to decline	5.00%	5.00%
Year that the ultimate trend rate is reached	2011	2009

     The Plan provides that the cost will be capped to 3% of the annual health care cost increase affecting only those employees retiring after February 1, 2001.
     Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage	1-Percentage
(In thousands)	Point Increase	Point Decrease

Effect on total service cost and interest cost components	$429	$(370)
Effect on postretirement benefit obligation	7,853	(6,934)

POPULAR 2005	[P99]

     The Corporation expects to contribute $6,103,000 to the postretirement benefit plan in 2006 to fund current benefit payment requirements.
     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(In thousands)

2006	$6,103
2007	6,581
2008	6,966
2009	7,320
2010	7,641
2011 - 2015	42,191

Profit sharing plan
BPPR also has a profit sharing plan covering all regular monthly salaried employees, as of the first day of the calendar month following the completion of three months of service. Under this plan, the Board of Directors of BPPR determines the Bank’s annual contribution according to the Bank’s profits; this amount is allocated according to each participant’s earned salary for the year. Profit sharing expense for the year, including the cash portion paid annually to employees which represented 50% of the expense, amounted to $18,066,361 in 2005 (2004 — $19,544,000; 2003 — $19,821,000).
     Effective January 1, 2006, BPPR will no longer provide a deferred profit sharing award. The assets and liabilities of the profit sharing plan will be transferred to employee savings and stock plan accounts during 2006. In connection with this change, employees received a pre-determined increase in base salary effective January 1, 2006, and BPPR raised its matching contribution in the savings and stock plan.
Note 23 — Stock option and other incentive plans:
Since 2001, the Corporation maintained a Stock Option Plan (the “Stock Option Plan”), which permitted the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. In April 2004, the Corporation’s shareholders adopted the Popular, Inc. 2004 Omnibus Incentive Plan (the “Incentive Plan”), which replaced and superseded the Stock Option Plan. All outstanding award grants under the Stock Option Plan continue to remain outstanding at December 31, 2005 under the original terms of the Stock Option Plan.
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
     The Incentive Plan permits the granting of incentive awards in the form of an Annual Incentive Award, a Long-term Performance Unit Award, an Option, a Stock Appreciation Right, Restricted Stock, Restricted Unit or Performance Share. Participants in the Incentive Plan are to be designated by the Compensation Committee of the Board of Directors (or its delegate as determined by the Board). Employees and directors of the Corporation or any of its subsidiaries are eligible to participate in the Incentive Plan. The aggregate number of shares of common stock which may be issued under the Incentive Plan is limited to 10,000,000 shares, subject to adjustments for stock splits, recapitalizations and similar events. The shares may be made available from common stock purchased by the Corporation for such purpose, authorized but unissued shares of common stock or treasury stock.
     The Corporation recognized $5,226,000 in stock options expense for the year ended December 31, 2005 (2004 — $3,223,000; 2003 — $1,490,000). Included in the expense amount for the year 2005 were $305,000 corresponding to options granted to directors.
     The following table presents information on stock options as of December 31, 2005:

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Exercise		Exercise	Remaining		Exercise
Price		Price of	Life of Options		Price of
Range	Options	Options	Outstanding	Options	Options
per Share	Outstanding	Outstanding	in Years	Exercisable	Exercisable

$14.39 - $18.50	1,582,993	$15.81	6.73	969,770	$15.67
$19.25 - $27.20	1,640,710	$25.29	8.50	531,677	$24.82

$14.39 - $27.20	3,223,703	$20.63	7.63	1,501,447	$18.91

WE CONNECT	[P100]

     The following table summarizes the stock options activity and related information:

	Options	Weighted-Average
	Outstanding	Exercise Price

Balance at January 1, 2003	890,781	$14.63
Granted	963,872	16.93
Exercised	(58,588)	14.47
Forfeited	(16,846)	14.73

Balance at December 31, 2003	1,779,219	$15.88
Granted	997,232	23.95
Exercised	(110,681)	15.82
Forfeited	(81,150)	23.22

Balance at December 31, 2004	2,584,620	$18.76
Granted	707,342	27.20
Exercised	(47,858)	16.14
Forfeited	(20,401)	22.18

Outstanding at December 31, 2005	3,223,703	$20.63

     The stock options exercisable at December 31, 2005 totaled 1,501,447 (2004 — 591,987; 2003 — 201,874).
     The fair value of these options was estimated on the date of the grants using the Black-Scholes Option Pricing Model. The weighted average assumptions used for the grants issued during 2005, 2004 and 2003 were:

	2005	2004	2003

Expected dividend yield	2.56%	2.00%	2.41%
Expected life of options	10 years	10 years	10 years
Expected volatility	17.54%	16.50%	23.87%
Risk-free interest rate	4.16%	4.06%	3.78%
Weighted average fair value of options granted (per option)	$5.95	$5.74	$4.56

     During the year ended December 31, 2005, the Corporation granted 172,622 shares of restricted stock under the Incentive Plan for corporate executive officers. Also, during 2005, the Compensation Committee approved incentive awards under the Incentive Plan based on the 2005 performance, payable in the form of restricted stock. Shares of restricted stock will be granted at the beginning of 2006 subject to the attainment of the established performance goals for 2005. During the year ended December 31, 2005, the Corporation recognized $3,998,000 (2004 — $1,030,000) of restricted stock expense related to the executive officers incentive awards. The compensation cost was estimated based upon the shorter of the vesting period stipulated in the short and long-term incentive awards or the participant attaining 55 years of age.
     During the year ended December 31, 2005, the Corporation granted 29,208 (2004 — 20,802) shares of restricted stock under the Incentive Plan for members of the Board of Directors of Popular, Inc. and BPPR. During this period, the Corporation recognized $635,000 (2004 — $269,000) of restricted stock expense related to these restricted stock grants.
Note 24 — Rental expense and commitments:
At December 31, 2005, the Corporation was obligated under a number of noncancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

	Minimum	Sublease
Year	payments	rentals	Net

	(In thousands)
2006	$46,633	$2,206	$44,427
2007	42,001	1,822	40,179
2008	35,275	1,619	33,656
2009	25,324	1,402	23,922
2010	18,410	1,160	17,250
Later years	88,785	5,846	82,939

	$256,428	$14,055	$242,373

     Total rental expense for the year ended December 31, 2005 was $62,395,000 (2004 — $56,972,000; 2003 — $52,137,000), which is included in net occupancy and equipment expenses according to the nature.
Note 25 — Income tax:
The components of income tax expense for the years ended December 31, are summarized below. Included in these amounts are income taxes of $6,400,000 in 2005 (2004 — $313,000; 2003 — $9,968,000), related to net gains or losses on securities transactions.

(In thousands)	2005	2004	2003

Current income tax expense:
Puerto Rico	$113,888	$86,734	$85,200
Federal and States	38,162	62,162	41,557

Subtotal	152,050	148,896	126,757

Deferred income tax (benefit) cost:
Puerto Rico	(10,986)	(4,088)	(7,578)
Federal and States	7,851	(103)	11,147

Subtotal	(3,135)	(4,191)	3,569

Total income tax expense	$148,915	$144,705	$130,326

POPULAR 2005	[P101]

     The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, were as follows:

	2005		2004		2003
		% of		% of		% of
		pre-tax		pre-tax		pre-tax
(Dollars in thousands)	Amount	income	Amount	income	Amount	income

Computed income tax at statutory rates	$284,694	41.5%	$247,499	39%	$234,654	39%
Benefits of net tax exempt interest income	(75,880)	(11)	(74,599)	(12)	(83,853)	(14)
Effect of income subject to capital gain tax rate	(24,612)	(4)	(3,459)	(1)	(18,532)	(3)
Federal, States taxes and other	(35,287)	(5)	(24,736)	(3)	(1,943)

Income tax expense	$148,915	21.5%	$144,705	23%	$130,326	22%

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31, were as follows:

(In thousands)	2005	2004

Deferred tax assets:
Tax credits available for carryforward	$6,963	$8,407
Net operating loss and donation carryforward available	30,174	1,691
Deferred compensation	3,525	3,581
Postretirement and pension benefits	44,543	41,486
Basis difference related to securitizations treated as sales for tax and borrowings for books	—	8,699
Unrealized net loss on trading and available-for-sale securities	49,519	—
Deferred loan origination fees	3,342	3,827
Allowance for loan losses	176,690	165,364
Amortization of intangibles	—	7,757
Unearned income	1,169	1,565
Unrealized loss on derivatives	427	603
Intercompany deferred gains	21,037	19,658
Other temporary differences	22,811	11,362

Total gross deferred tax assets	360,200	274,000

Deferred tax liabilities:
Differences between the assigned values and the tax bases of assets and liabilities recognized in purchase business combinations	15,363	10,635
Basis difference related to securitizations treated as sales for tax and borrowings for books	6,703	—
Deferred loan origination costs	19,728	21,471
Accelerated depreciation	11,044	7,436
Unrealized net gain on securities available-for-sale	—	14,323
Amortization of intangibles	481	—
Other temporary differences	5,067	3,338

Total gross deferred tax liabilities	58,386	57,203

Valuation allowance	39	59

Net deferred tax asset	$301,775	$216,738

     The net deferred tax asset shown in the table above at December 31, 2005 is reflected in the consolidated statements of condition as $305,723,000 in deferred tax assets (in the “other assets” caption) (2004 — $231,892,000) and $3,948,000 in deferred tax liabilities (in the “other liabilities” caption) (2004 — $15,154,000), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.
     At December 31, 2005, the Corporation had $6,963,000 in credits expiring in annual installments through year 2016 that will reduce the regular income tax liability in future years.
     A valuation allowance of $39,000 is reflected in 2005, and $59,000 in 2004, related to deferred tax assets arising from temporary differences for which the Corporation could not determine the likelihood of its realization. Based on the information available, the Corporation expects to fully realize all other items comprising the net deferred tax asset as of December 31, 2005.

WE CONNECT	[P102]

     The net operating loss carryforwards (NOLs) outstanding at December 31, 2005 expire in the years 2006 through 2022. Approximately $23,849,000, or 79%, of the NOLs at December 31, 2005 expire between 2016 and 2018.
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
     The Corporation’s subsidiaries in the United States file a consolidated federal income tax return. The Corporation’s federal income tax provision for 2005 was $34,571,000 (2004 — $58,934,000; 2003 — $47,002,000). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.
     On August 1, 2005 the Government of Puerto Rico approved a legislation that imposed a special transitory income tax of 2.5% to corporations subject to the additional tax. The actual statutory income tax rate of 39% increased to 41.5%. This law is effective for taxable years beginning after December 31, 2004 and ending on or before December 31, 2006. Deferred tax amounts have been adjusted for the effect of the change in the income tax rate considering the enacted tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.
Note 26 — Off-balance sheet activities and concentration of credit risk:
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
     Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)	2005	2004

Commitments to extend credit:
Credit card lines	$2,846,549	$2,716,236
Commercial lines of credit	4,062,599	3,300,415
Other unused credit commitments	654,397	375,865
Commercial letters of credit	22,281	19,017
Standby letters of credit	177,034	187,094
Commitments to purchase mortgage loans	128,508	—
Commitments to originate mortgage loans	562,600	246,780

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

POPULAR 2005	[P103]

the beneficiary. These letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon.
Other commitments
At December 31, 2005, the Corporation also maintained other non-credit commitments for $8,393,000, primarily for the acquisition of other investments (2004 — $1,248,000).
Geographic concentration
As of December 31, 2005, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. Note 30 provides further information on the asset composition of the Corporation by geographical area as of December 31, 2005 and 2004.
     Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $6.6 billion and $6.4 billion in 2005 and 2004, respectively.
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
     For those financial instruments with no quoted market prices available, fair values have been estimated using present value calculations or other valuation techniques, as well as management’s best judgment with respect to current economic conditions, including discount rates, estimates of future cash flows and prepayment assumptions.
     The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 2005 and 2004, respectively. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
     The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2005 and 2004.
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

WE CONNECT	[P104]

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
     Long-term borrowings were valued using discounted cash flows, based on market rates currently available for debt with similar terms and remaining maturities and in certain instances using quoted market rates for similar instruments at December 31, 2005 and 2004, respectively.
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
     Carrying or notional amounts, as applicable, and estimated fair values for financial instruments at December 31, were:

(In thousands)	2005		2004
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Financial Assets:
Cash and money market investments	$1,655,820	$1,660,739	$1,596,099	$1,596,099
Trading securities	519,338	519,338	385,139	385,139
Investment securities available-for-sale	11,716,586	11,716,586	11,162,145	11,162,145
Investment securities held-to-maturity	153,104	156,068	340,850	344,899
Other investment securities	319,103	426,407	302,440	308,489
Loans held-for-sale	699,181	710,700	750,728	758,029
Loans held-in-porfolio, net	30,549,319	30,414,647	27,554,452	27,856,123
Financial Liabilities:
Deposits	$22,638,005	$22,564,233	$20,593,160	$20,533,863
Federal funds purchased	1,500,575	1,500,575	619,792	619,792
Assets sold under agreements to repurchase	7,201,886	7,152,569	5,817,061	5,840,492
Short-term borrowings	2,700,261	2,700,261	3,139,639	3,139,639
Notes payable	9,893,577	9,700,869	10,180,710	9,926,375
Subordinated notes	—	—	125,000	129,025

	Notional	Fair	Notional	Fair
	amount	value	amount	value

Commitments to extend credit and letters of credit:
Commitments to extend credit	$7,563,545	$18,552	$6,392,516	$14,556
Letters of credit	199,315	1,875	206,111	3,086

Note 28 — Derivative instruments and hedging activities:
The Corporation maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings and cash flows that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest income is not, on a material basis, adversely affected by movements in interest rates. The Corporation uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as means of risk management. As a result of interest rate fluctuations, hedged fixed and variable interest rate assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities.
     The discussion and tables below provide a description of the derivative instruments used as part of the Corporation’s interest rate risk-management strategies. As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management.
     By using derivative instruments, the Corporation exposes itself to credit and market risk. If counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation’s credit risk will equal the fair value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. When the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore, assumes no repayment risk. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Credit risk related to derivatives was not significant at December 31, 2005 and 2004. The Corporation has not incurred in losses from counterparty nonperformance on derivatives.
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
     The Corporation’s treasurers and senior finance officers at the subsidiaries are responsible for evaluating and implementing

POPULAR 2005	[P105]

hedging strategies that are developed through analysis of data derived from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Corporation’s overall interest rate risk-management and trading strategies. The resulting derivative activities are monitored by the Corporate Treasury and Corporate Comptroller’s areas within the Corporation.
Cash Flow Hedges
Derivative financial instruments designated as cash flow hedges for the years ended December 31, 2005, and 2004 are presented below:

	2005
	Notional	Derivative	Derivative	Equity
(In thousands)	Amount	Assets	Liabilities	OCI	Ineffectiveness

Asset Hedges
Forward commitments	$95,500	$20	$420	$(244)	—

	2004
	Notional	Derivative	Derivative	Equity
(In thousands)	Amount	Assets	Liabilities	OCI	Ineffectiveness

Asset Hedges
Forward commitments	$80,000	$59	$267	$(127)	—

Liability Hedges
Interest rate swaps	$25,000	—	$59	$(36)	—
Interest rate caps	1,349,152	$13,791	—	964	$300

     Interest rate forwards are contracts for the delayed delivery of securities which the seller agrees to deliver on a specified future date at a specified price or yield.
     The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with terms over one month. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting in accordance with SFAS No. 133, as amended. Changes in the fair value of the derivatives are recorded in other comprehensive income. The amount included in accumulated other comprehensive income corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 72 days.
     The Corporation has interest rate caps in conjunction with a series of mortgage loans securitizations that were used to limit the interest rate payable to the security holders. These contracts were originally designated as cash flow hedges and considered highly effective at inception. However, based on the test criteria in SFAS No. 133, certain interest rate caps contracts in 2004 and all contracts in October 2005 had to be re-designated as non-hedging derivative instruments since they ceased to be highly effective. The interest rate caps since designation as non-hedging derivative instruments are marked-to-market currently in the consolidated statement of income.
     During 2005 and prior to designating the interest rate caps as non-hedging activities the Corporation recognized a gain of $59,000 due to the ineffective portion of effective caps and a loss of $1,393,000 due to caplet expiration of the effective caps.
     As of December 31, 2004, the fair market value of the interest rate caps considered highly effective was $13,791,000 included in other assets and the amount included in accumulated other comprehensive income was a gain of $964,000. As part of these contracts, during 2004 the Corporation reclassified $300,000 from other comprehensive income into earnings pertaining to the ineffective portion of changes in fair value of the cash flow hedge and $864,000 pertaining to the caps expiration, both amounts included as an increase to interest expense. As of December 31, 2004, the fair value of the interest rate caps that ceased to be highly effective was $1,235,000 and the related unrealized loss in accumulated other comprehensive income amounted to a loss of $1,547,000, net of tax. As a result of these discontinued interest rate caps a net loss of $2,323,000 was reclassified into earnings during 2004.
     At December 31, 2004, the Corporation had outstanding an interest rate swap to convert floating rate debt to fixed rate debt with the objective of fixing the cost of short-term borrowings. This contract matured in October 2005.
     For cash flow hedges, gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current period earnings are included in the line item in which the hedged item is recorded and in the same period in which the forecasted transaction affects earnings.
Fair Value Hedges
Derivative financial instruments designated as fair value hedges for the year ended December 31, 2005 are presented below:

	2005
	Notional	Derivative	Derivative	Equity
(In thousands)	Amount	Assets	Liabilities	OCI	Ineffectiveness

Asset Hedges
Interest rate swaps associated with:
- loans and investment securities	$534,623	$3,145	—	—	$(388)

     There were no fair value hedges outstanding at December 31, 2004.
     Interest rate swaps generally involve the exchange of fixed-and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date.
     The Corporation entered into interest rate swaps designated as fair value hedges to protect its exposure to the changes in fair value resulting from movements in the benchmark interest rate of fixed rate assets, particularly loans and investment securities.

WE CONNECT	[P106]

     The net losses representing the hedge ineffectiveness are reported as part of the other income.
     Additionally, the Corporation entered into interest rate swaps to hedge the change in fair value of loans acquired and originated prior to securitization. The net gains representing the hedge ineffectiveness are reported as part of interest income.
Trading and Non-Hedging Activities
The fair value and notional amounts for trading and non-hedging derivatives at December 31, 2005, and 2004 are presented below:

December 31, 2005
		Fair Values
	Notional	Derivative	Derivative
(In thousands)	Amount	Assets	Liabilities

Forward contracts	$486,457	$15	$1,691
Futures contracts	11,500	17	—
Call options and put options	47,500	114	—
Interest rate swaps associated with:
- brokered CDs	157,088	—	3,226
- short-term borrowings	400,000	—	—
- auto loan portfolio held-for-investment	209,222	851	—
- auto loans approvals locked interest rates	26,297	(13)	—
- investment securities	40,250	837	—
- corporate clients swaps	293,331	2,361	2,361
Foreign currency and exchange rate commitments	252	32	32
Interest rate caps	1,650,907	12,215	—
Index options on deposits	122,711	17,715	—
Index options on S&P notes	31,152	3,626	—
Embedded options	170,121	10,593	24,398
Mortgage rate lock commitments	234,938	330	—

Total	$3,881,726	$48,693	$31,708

December 31, 2004
		Fair Values
	Notional	Derivative	Derivative
(In thousands)	Amount	Assets	Liabilities

Forward contracts	$115,600	$46	$179
Futures contracts	15,000	(113)	—
Call options and put options	87,000	321	—
Interest rate swaps associated with:
- investment securities	10,000	147	—
- corporate clients swaps	80,487	210	210
Foreign currency and exchange rate commitments	152	3	3
Interest rate caps	224,615	1,235	—
Index options on deposits	119,495	7,113	—
Index options on S&P notes	31,152	2,478	—
Embedded options	145,894	—	16,953

Total	$829,395	$11,440	$17,345

Forward Contracts
The Corporation has forward contracts to sell mortgage-backed securities with terms lasting less than a month which are accounted for as trading derivatives. These contracts are recognized at fair market value with changes directly reported in income. These contracts are entered into in order to optimize the gain on sales of mortgage-backed securities, given levels of interest rate risk consistent with the Corporation’s business strategies.
Futures Contracts
The Corporation also has interest rate future contracts which are commitments to either purchase or sell designated instruments, such as U.S. Treasury securities, at a future date for a specified price.
Call Options and Put Options
The Corporation has option contracts that grant the purchaser the right to buy or sell the underlying asset by a certain date at a specified price.
Interest Rates Swaps and Foreign Currency and Exchange Rate Commitments
In addition to using derivative instruments as part of its interest rate risk management strategy, the Corporation also utilizes derivatives, such as interest rate swaps and foreign exchange contracts in its capacity as an intermediary on behalf of its customers. The Corporation minimizes its market risk and credit risk by taking offsetting positions under the same terms and conditions with credit limit approvals and monitoring procedures. Market value changes on these swaps and other derivatives are recognized in income in the period of change.
     An interest rate risk management strategy followed by Kislak and to a limited extent adopted by the Corporation in 2005 involved the ability to convert fixed rate brokered certificates of deposits to short-term adjustable rate liabilities using interest rate swap agreements. The interest rate swaps economically hedged the exposure of the brokered certificates of deposit to changes in fair value due to movements in the benchmark interest rate. The terms of the interest rate swaps are identical to the terms of the brokered certificates of deposit. As of December 31, 2005, these interest rate swaps were not designated as hedging derivatives, therefore the Corporation recognized an associated loss of $1,661,000 in other operating income. Also, as part of the purchase accounting entries, the Corporation recognized a $1,564,000 derivative liability associated with the fair value of the related swaps outstanding at acquisition.
     Also, the Corporation enters into amortizing swap contracts to economically convert to a fixed rate the cost of funds associated with certain auto loans held-in-portfolio. Other amortizing swaps are entered to economically hedge the interest rate changes in

POPULAR 2005	[P107]

auto loan approvals. When the Corporation issues an auto loan approval, the Corporation extends a put option to the borrower, whereby the borrower is not obligated to enter into the loan agreement, but the Corporation must honor the interest rate for up to a 45-day period.
     At the end of 2005, the Corporation had entered into an interest rate swap derivative contract to economically hedge the cost of short-term borrowings associated with certain mortgage loans securitizations. Changes in the swap’s fair market value will be recognized in earnings. There was no impact in earnings during 2005.
Interest Rate Caps
As previously mentioned in the Cash Flows Hedges section in this note to the consolidated financial statements, interest rate caps entered in conjunction with a series of mortgage loans securitizations ceased to be highly effective, thus were redesignated as non-hedging derivatives. Changes in fair value are recognized in the consolidated statement of income.
     At December 31, 2005, the fair value of these interest rate caps was $12,215,000 included in other assets. During 2005 the Corporation recognized a loss in earnings of $3,677,000 due to changes in fair value of caps that were not accounted as cash flow hedge. The cumulative amount included in other comprehensive income was a gain of $145,000, net of tax. These contracts have a maximum remaining maturity of 7.8 years. The unrealized gain and losses accumulated in other comprehensive income before discontinuation of the cash flow hedge will be amortized to earnings over the remaining term of the contract as contractual payments are made. Assuming no change in interest rates, $412,000, net of tax, of accumulated other comprehensive income is expected to be reclassified to earnings over the next twelve months as contractual payments are made.
Index and Embedded Options
In connection with customers deposits offered by the Corporation whose returns are tied to the performance of the Standard and Poor’s 500 (S&P 500) stock market index and other deposits whose returns are tied to the Puerto Rico stock market index, the Corporation bifurcated the related options embedded within the customers’ deposits from the host contract which does not qualify for hedge accounting in accordance with SFAS No. 133. In order to limit the Corporation’s exposure to changes in these stock market indexes, the Corporation purchases index options from major broker dealer companies which returns are tied to the same stock market indexes. Accordingly, the embedded options and the related index options are mark to market through earnings. These options are traded in the over the counter (OTC) market. OTC options are not listed on an options exchange and do not have standardized terms. OTC contracts are executed between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and maturity. The Corporation also had bifurcated and accounted for separately the option related to the issuance of notes payable whose return is linked to the S&P 500 Index. In order to limit its exposure, the Corporation has a related S&P 500 index option intended to produce similar cash outflows as the notes.
     As part of the PCE sale transaction described in Note 1 to these consolidated financial statements, the Corporation obtained a subordinated convertible note issued by ACE in the amount of $19,400,000. Since the note is convertible into ACE’s common shares, the related embedded derivative has been separated and accounted for at fair market value. The initial value of this embedded derivative was $10,588,000 recognized as a derivative asset. As of December 31, 2005, the fair market value of this embedded derivative was $10,593,000.
Mortgage Rate Lock Commitments
Mortgage rate lock commitments to fund mortgage loans at interest rates previously agreed for a specified period of time are accounted for as derivatives as per SFAS No. 133. Forward sale commitments are utilized to economically hedge the interest rate risk associated with the time lag between when fixed rate mortgage loans are rate-locked and when they are committed for sale or exchange in the secondary market.
Note 29 — Supplemental disclosure on the consolidated statements of cash flows:
During the year ended December 31, 2005, the Corporation paid interest and income taxes amounting to $1,206,434,000 and $196,028,000, respectively (2004 — $810,669,000 and $128,558,000; 2003 — $751,152,000 and $136,634,000). In addition, loans transferred to other real estate and other property for the year ended December 31, 2005, amounted to $142,462,000 and $24,395,000, respectively (2004 — $121,412,000 and $24,667,000).
     During 2005, the Corporation transferred $42,174,000 from investment securities available-for-sale to commercial loans. During 2004, the Corporation transferred certain trading account securities to the available-for-sale portfolio. These transactions are described in Note 4.
     In addition, the consolidated statements of cash flows for the years ended December 31, 2005 and 2004, were impacted by the business combinations that occurred in those years, including Kislak, E-LOAN, Infinity and Quaker. The net assets acquired are included in a separate line item in such financial statement under the caption “Assets acquired, net of cash”.
     As explained in Note 1, certain of the Corporation’s non-banking subsidiaries continue to have a fiscal year ended on

WE CONNECT	[P108]

November 30, 2005. As a result of the one-month lag, certain intercompany transactions between subsidiaries having different year-end periods remained outstanding at December 31, 2005. In balancing the consolidated statement of condition, management had to reverse an intercompany elimination in order to reinstall loans outstanding to third parties. The impact of this reversal resulted in an increase of $429,000,000 in the caption of other liabilities. For the cash flow statement presentation for the year ended December 31, 2005, this amount was reflected as cash provided by financing activities, while the reinstallment of loan disbursements was presented as cash flows used in investing activities.
Note 30 — Segment reporting:
In connection with the reorganization of the Corporation’s corporate structure during 2004, the Corporation realigned its business segments to reflect its new business structure, referred to by management as “business circles”. There is one circle for each of the Corporation’s four principal businesses — Banco Popular de Puerto Rico, Banco Popular North America, Popular Financial Holdings and EVERTEC. Each business circle has been identified as a reportable segment. Also, a corporate circle has been defined to support the business circles.
     Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. The segments were determined based on the new organizational structure which focuses primarily towards products and services as well as on the markets the segments serve. Other factors, such as the credit risk characteristics of the loan products, distribution channels and clientele, were also considered in the determination of reportable segments.
Banco Popular de Puerto Rico:
Given that the segment of Banco Popular de Puerto Rico constitutes approximately 74% of the Corporation’s net income and 55% of its total assets as of December 31, 2005, additional disclosures are provided for the business areas included in this reportable segment, as described below:
•	Commercial banking represents the Corporation’s banking operations conducted at BPPR, which are targeted mainly to corporate, small and middle size businesses. It includes aspects of the lending and depository businesses, as well as other finance and advisory services. BPPR allocates funds across segments based on duration matched transfer pricing at market rates. This area also incorporates income related with the investment of excess funds as well as a proportionate share of the investment function of BPPR.

•	Consumer and retail banking represents the branch banking operations of BPPR which focus on retail clients. It includes the consumer lending business operations of BPPR, as well as the lending operations of Popular Auto, Popular Finance, and Popular Mortgage. These three subsidiaries focus respectively on auto and lease financing, small personal loans and mortgage loan originations. This area also incorporates income related with the investment of excess funds from the branch network, as well as a proportionate share of the investment function of BPPR.

•	Other financial services include the trust and asset management service units of BPPR, the brokerage and investment banking operations of Popular Securities, and the insurance agency and reinsurance businesses of Popular Insurance, Popular Insurance V.I. and Popular Life Re. Most of the services that are provided by these subsidiaries generate profits based on fee income.
Banco Popular North America:
This reportable segment includes principally the activities of BPNA, including its subsidiaries Popular Leasing, U.S.A and Popular Insurance Agency, U.S.A. BPNA operates through a branch network of over 135 branches in six states. Popular Insurance Agency, U.S.A. offers investment and insurance services across the BPNA branch network. Popular Leasing, U.S.A. provides mainly small to mid-ticket commercial and medical equipment financing. The BPNA segment also includes the retail financial services of PCE, a fee driven business that serves the unbanked, retail customer. As stated in Note 1, during the fourth quarter of 2005, PCE sold most of its branch operations. As of year-end 2005, PCE only maintained four retail offices operating.
Popular Financial Holdings:
This reportable segment corresponds to the Corporation’s consumer lending subsidiaries in the United States, principally Popular Financial Holdings, Inc. and its wholly-owned subsidiaries Equity One, Inc., E-LOAN, Popular Financial Management, LLC, Popular Mortgage Servicing, Inc. and Popular Housing Services, Inc. These subsidiaries are primarily engaged in the business of originating mortgage and personal loans, acquiring retail installment contracts and providing warehouse lines to small and medium-sized mortgage companies. This segment also maintains a wholesale broker network as well as a loan servicing unit.

POPULAR 2005	[P109]

EVERTEC:
This reportable segment includes the financial transaction processing and technology functions of the Corporation, including EVERTEC with offices in Puerto Rico, Florida, the Dominican Republic and Venezuela; and ATH Costa Rica, S.A. and CreST, S.A., located in Costa Rica. In addition, this reportable segment includes the equity investments in CONTADO and Servicios Financieros, S.A. de C.V. (“Serfinsa”), which operate in the Dominican Republic and El Salvador, respectively. This segment provides processing and technology services to other units of the Corporation as well as to third parties, principally other financial institutions in Puerto Rico, the Caribbean and Central America.
     The Corporate circle consists primarily of the Holding companies: Popular, Inc., Popular North America and Popular International Bank, excluding the equity investments in CONTADO and Serfinsa, which due to the nature of their operations are included as part of the processing segment. The holding companies obtain funding in the capital markets to finance the Corporation’s growth, including acquisitions. The Corporate circle also includes the expenses of the four administrative corporate areas that were identified as critical for the organization: Finance, Risk Management, Legal and People, Communications and Planning. These corporate administrative areas have the responsibility of establishing policy, setting up controls and coordinating the activities of their corresponding groups in each of the business circles.
     The Corporation may periodically reclassify business segment results based on modifications to its management reporting and profitability measurement methodologies and changes in organizational alignment.
     The accounting policies of the individual operating segments are the same as those of the Corporation described in Note 1 to the consolidated financial statements. Transactions between operating segments are primarily conducted at market rates, resulting in profits that are eliminated for reporting consolidated results of operations.
     Prior period amounts corresponding to the periods ended December 31, 2004 and 2003 have been restated to reflect changes in segment reporting.

2005
At December 31, 2005
Popular, Inc.
			Popular
	Banco Popular	Banco Popular	Financial		Intersegment
(In thousands)	Puerto Rico	North America	Holdings	EVERTEC	Eliminations

Net interest income (loss)	$897,007	$357,256	$203,929	$(404)
Provision for loan losses	98,732	22,871	73,655
Non-interest income	428,249	130,538	71,730	221,369	$(139,633)
Amortization of intangibles	2,522	6,368	445	244
Depreciation expense	42,508	15,156	5,438	17,405	(71)
Other operating expenses	681,133	286,374	181,864	166,929	(139,502)
Income tax	104,907	57,617	5,384	12,149	(57)

Net income before cumulative effect of accounting change	$395,454	$99,408	$8,873	$24,238	($3)
Cumulative effect of accounting change	3,221	(209)		412	(247)

Net income after cumulative effect of accounting change	$398,675	$99,199	$8,873	$24,650	$($250)

Segment assets	$26,522,983	$12,037,377	$9,664,952	$250,749	$(207,396)

At December 31, 2005
	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,457,788	$(34,959)	$1,378	$1,424,207
Provision for loan losses	195,258	14		195,272
Non-interest income	712,253	73,612	(590)	785,275
Amortization of intangibles	9,579			9,579
Depreciation expense	80,436	1,511		81,947
Other operating expenses	1,176,798	59,988	(112)	1,236,674
Income tax	180,000	(31,417)	332	148,915

Net income before cumulative effect of accounting change	$527,970	$8,557	$568	$537,095
Cumulative effect of accounting change	3,177	430		3,607

Net income after cumulative effect of accounting change	$531,147	$8,987	$568	$540,702

Segment assets	$48,268,665	$6,333,610	$(5,978,607)	$48,623,668

WE CONNECT	[P110]

2004
At December 31, 2004
Popular, Inc.
			Popular
	Banco Popular	Banco Popular	Financial		Intersegment
(In thousands)	Puerto Rico	North America	Holdings	EVERTEC	Eliminations

Net interest income (loss)	$881,234	$277,815	$256,682	$(1,304)	$(63)
Provision for loan losses	90,777	42,589	45,291
Non-interest income	365,697	98,893	23,634	200,474	(108,350)
Amortization of intangibles	2,529	5,260		55
Depreciation expense	40,954	13,536	3,799	14,013	926
Other operating expenses	616,306	230,859	138,661	166,188	(110,490)
Income tax	96,005	29,979	34,361	4,724	457

Net income	$400,360	$54,485	$58,204	$14,190	$694

Segment assets	$24,682,823	$10,285,587	$9,020,271	$234,966	$(358,159)

At December 31, 2004
	Total
	Reportable		Intersegment	Total
(In thousands)	Circles	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,414,364	$(39,669)	$816	$1,375,511
Provision for loan losses	178,657			178,657
Non-interest income	580,348	31,578	(3,155)	608,771
Amortization of intangibles	7,844			7,844
Depreciation expense	73,228	1,042		74,270
Other operating expenses	1,041,524	47,461	(87)	1,088,898
Income tax	165,526	(19,936)	(885)	144,705

Net income	$527,933	$(36,658)	$(1,367)	$489,908

Segment assets	$43,865,488	$5,597,861	$(5,061,773)	$44,401,576

2003
At December 31, 2003
Popular, Inc.
			Popular
	Banco Popular	Banco Popular	Financial		Intersegment
(In thousands)	Puerto Rico	North America	Holdings	EVERTEC	Eliminations

Net interest income (loss)	$857,106	$243,765	$209,159	$(4,427)	$(69)
Provision for loan losses	116,043	34,290	45,606
Non-interest income	306,912	92,659	31,922	192,055	(75,729)
Amortization of intangibles	2,973	4,866		5
Depreciation expense	46,989	13,334	2,756	9,114
Other operating expenses	563,630	226,474	107,003	163,035	(75,206)
Net gain of minority interest	(435)
Income tax	85,245	22,046	31,090	3,648	(232)

Net income	$348,703	$35,414	$54,626	$11,826	$(360)

Segment assets	$23,113,381	$6,382,710	$6,921,252	$225,610	$(461,613)

At December 31, 2003
	Total
	Reportable			Total
(In thousands)	Circles	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,305,534	$(21,332)	$486	$1,284,688
Provision for loan losses	195,939			195,939
Non-interest income	547,819	86,069	(7,879)	626,009
Amortization of intangibles	7,844			7,844
Depreciation expense	72,193	814		73,007
Other operating expenses	984,936	47,377	(82)	1,032,231
Net gain of minority interest	(435)			(435)
Income tax	141,797	(8,622)	(2,849)	130,326

Net income	$450,209	$25,168	$(4,462)	$470,915

Segment assets	$36,181,340	$5,985,868	$(5,732,493)	$36,434,715

     During the year ended December 31, 2005, the Corporation’s holding companies realized gains on the sale of marketable equity securities approximating $59,716,000 (2004 — $14,804,000; 2003 — $67,920,000). These gains are included as part of “non-interest income” within the Corporate reportable circle.
     During the year ended December 31, 2005, Popular Financial Holdings recorded other-than-temporary impairment losses of $14,922,000 (2004 — $2,517,000; 2003 $3,548,000) on the valuation of the interest-only strips derived from the off-balance sheet securitizations. These unfavorable adjustments are included in the caption of “non-interest income” in the corresponding tables and resulted primarily from higher prepayments than anticipated caused by continued low long-term interest rates.
     Additional disclosures with respect to Banco Popular de Puerto Rico reportable segment follow:

2005
At December 31, 2005
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial	Intersegment	Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	Puerto Rico

Net interest income	$304,111	$579,883	$12,970	$43	$897,007
Provision for loan losses	26,600	72,132			98,732
Non-interest income	172,098	180,477	77,351	(1,677)	428,249
Amortization of intangibles	888	1,325	309		2,522
Depreciation expense	15,676	25,523	1,309		42,508
Other operating expenses	225,233	399,220	58,112	(1,432)	681,133
Income tax	48,057	46,958	9,988	(96)	104,907

Net income before cumulative effect of accounting change	$159,755	$215,202	$20,603	$(106)	$395,454
Cumulative effect of accounting change		3,797	755	(1,331)	3,221

Net income after cumulative effect of accounting change	$159,755	$218,999	$21,358	$(1,437)	$398,675

Segment assets	$10,408,530	$18,533,879	$1,043,096	$(3,462,522)	$26,522,983

2004
At December 31, 2004
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial	Intersegment	Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	Puerto Rico

Net interest income	$286,427	$579,086	$15,718	$3	$881,234
Provision for loan losses	15,600	75,177			90,777
Non-interest income	155,515	142,701	68,865	(1,384)	365,697
Amortization of intangibles		2,231	298		2,529
Depreciation expense	14,348	25,197	1,409		40,954
Other operating expenses	199,437	367,802	50,168	(1,101)	616,306
Income tax	46,556	38,029	11,531	(111)	96,005

Net income	$166,001	$213,351	$21,177	$(169)	$400,360

Segment assets	$9,195,304	$16,998,058	$1,116,054	$(2,626,593)	$24,682,823

POPULAR 2005	[P111]

2003
At December 31, 2003
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial	Intersegment	Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	Puerto Rico

Net interest income	$268,108	$571,448	$17,550		$857,106
Provision for loan losses	35,121	80,922			116,043
Non-interest income	102,645	146,152	58,445	$(330)	306,912
Amortization of intangibles		2,683	290		2,973
Depreciation expense	16,462	28,910	1,617		46,989
Other operating expenses	133,429	389,718	40,813	(330)	563,630
Net gain of minority interest		(435)			(435)
Income tax	45,545	27,658	12,042		85,245

Net income	$140,196	$187,274	$21,233		$348,703

Segment assets	$8,270,946	$15,396,216	$1,150,275	$(1,704,056)	$23,113,381

Intersegment revenues*

(In thousands)	2005	2004	2003

Banco Popular de Puerto Rico:
P.R.Commercial Banking	$(2,437)	$(1,075)	$(503)
P.R.Consumer and Retail Banking	(5,743)	(2,238)	(970)
P.R. Other Financial Services	(399)	(285)	(87)
Banco Popular North America	1,563	400	916
Popular Financial Holdings	6,483	2,625	453
EVERTEC	(139,100)	(107,840)	(75,607)

Total intersegment revenues	$(139,633)	$(108,413)	$(75,798)

*	For purposes of the intersegment revenues disclosure, revenues include interest income (expense) related to internal funding and other income derived from intercompany transactions, mainly related to gain on sales of loans and processing / information technology services.

     The increase in intersegment revenues for the year ended December 31, 2005, compared with the previous years, for the “EVERTEC” segment corresponds to financial transaction processing and information technology services provided by EVERTEC to other subsidiaries of the Corporation. As a result of the reorganization to consolidate the information processing and technology functions into EVERTEC effective during the second quarter of 2004, certain internal services previously provided by BPPR or internally serviced by other subsidiaries, are being provided by EVERTEC. The revenues are categorized by the service provider as “non-interest income” while the service receivers categorize the amounts billed as “other operating expenses.”
Geographic Information

(In thousands)	2005	2004	2003
Revenues*:
Puerto Rico	$1,254,373	$1,274,497	$1,286,068
United States	891,820	647,554	568,755
Other	63,289	62,231	55,875

Total consolidated revenues	$2,209,482	$1,984,282	$1,910,698

*	Total revenues include net interest income, service charges on deposit accounts, other service fees, net gain on sale and valuation adjustment of investment securities, trading account profit (loss), gain on sale of loans and other operating income.

(In thousands)	2005	2004	2003

Selected Balance Sheet Information:
Puerto Rico
Total assets	$25,759,437	$24,226,240	$22,509,358
Loans	14,130,645	12,540,668	10,792,902
Deposits	13,093,540	12,630,045	12,377,181
United States
Total assets	$21,780,226	$19,303,924	$13,221,947
Loans	17,023,443	15,736,033	11,421,958
Deposits	8,370,150	6,898,517	4,798,841
Other
Total assets	$1,084,005	$871,412	$703,410
Loans	556,119	465,560	387,332
Deposits	1,174,315	1,064,598	921,806

Note 31 — Contingent liabilities:
The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation’s financial position or results of operations.
Note 32 — Guarantees:
The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements. These various arrangements are summarized below.
     The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customer fails to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. In accordance with the provisions of FIN No. 45, at December 31, 2005 and 2004, the Corporation recorded a liability of $548,000 and $333,000, respectively, which represents the fair value of the obligations undertaken in issuing the guarantees under the standby letters of credit issued or modified after December 31, 2002. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contract amounts in standby letters of credit outstanding at December 31, 2005 and 2004, shown in Note 26, represent the maximum potential amount of future payments the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to

WE CONNECT	[P112]

the underlying collateral provided, which normally includes cash and marketable securities, real estate, receivables and others. Management does not anticipate any material losses related to these instruments.
     The Corporation securitizes mortgage loans in FNMA guaranteed mortgage-backed securities subject to limited, and in certain instances, lifetime credit recourse guarantees on the loans that serve as collateral for the FNMA mortgage-backed securities. Also, from time to time, the Corporation may sell in bulk sale transactions, residential mortgage loans and SBA commercial loans subject to credit recourse or certain representations and warranties from the Corporation to the purchaser. These representations and warranties may relate to borrower creditworthiness, loan documentation, collateral, prepayment and early payment defaults. The Corporation may be required to repurchase the loans under the recourse agreements or representation and warranties. Loans securitized/sold in 2005 under these terms approximated $2,359,565,000. As of December 31, 2005, the Corporation had recorded reserves of approximately $1,308,000 to cover the estimated loss exposure. Historical losses had not been significant.
     At December 31, 2005, the Corporation serviced $2,346,359,000 (2004 — $1,741,652,000) in residential mortgage loans with recourse or other servicer-provided credit enhancement. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to reimburse the third party investor. The maximum potential amount of future payments that the Corporation would be required to make under the agreement in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced. In the event of nonperformance, the Corporation has rights to the underlying collateral securing the mortgage loan, thus the losses associated to these guarantees should not be significant. At December 31, 2005, the Corporation also serviced $6,769,167,000 (2004 — $4,735,731,000) in mortgage loans without recourse or other servicer-provided credit enhancement. Although the Corporation may, from time to time, be required to make advances to maintain a regular flow of scheduled interest and principal payments to investors, including special purpose entities, this does not represent an insurance against losses. These loans serviced are mostly insured by FHA, VA, and others, or the certificates arising in securitization transactions may be covered by a funds guaranty insurance policy.
     Also, in the ordinary course of business, the Corporation sold SBA loans with recourse, in which servicing was retained. At December 31, 2005, SBA loans serviced with recourse amounted to $57,286,000 (2004 — $55,526,000). Due to the guaranteed nature of the SBA loans sold, the Corporation’s exposure to loss under these agreements should not be significant.
     Popular, Inc. Holding Company (PIHC) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries totaling $4,015,186,000 at December 31, 2005 (2004 — $3,926,087,000). In addition, at December 31, 2005 and 2004, PIHC fully and unconditionally guaranteed $824,000,000 of Capital Securities issued by four wholly-owned issuing trust entities that have been deconsolidated based on FIN No. 46R. Refer to Note 16 to the consolidated financial statements for further information. During the first quarter of 2005, Popular North America, Inc. concluded its full and unconditional guarantee of certain borrowing obligations issued by one of its non-banking subsidiaries, which as of December 31, 2004 amounted to $209,661,000.
     A number of the acquisition agreements to which the Corporation is a party and under which it has purchased various types of assets, including the purchase of entire businesses, require the Corporation to make additional payments in future years if certain predetermined goals, such as revenue targets, are achieved or certain specific events occur within a specified time. Management’s estimated maximum aggregate exposure at December 31, 2005 approximates $11,406,000. Due to the nature and size of the operations acquired, management does not anticipate that these additional payments will have a material impact on the Corporation’s financial condition or results of future operations.
Note 33 — Other service fees:
The caption of other service fees in the consolidated statements of income consists of the following major categories that exceed one percent of the aggregate of total interest income plus non-interest income as of December 31,

(In thousands)	2005	2004	2003

Credit card fees and discounts	$82,062	$69,702	$60,432
Debit card fees	52,675	51,256	45,811
Insurance fees	50,734	38,924	29,855
Processing fees	42,773	40,169	40,003
Other	103,257	95,500	108,291

Total	$331,501	$295,551	$284,392

Note 34 — Popular, Inc. (Holding Company only) financial information:
The following condensed financial information presents the financial position of Holding Company only as of December 31, 2005 and 2004, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2005.

POPULAR 2005	[P113]

Statements of Condition

	December 31,
(In thousands)	2005	2004

Assets
Cash	$696	$283
Money market investments	230,000	48,500
Investment securities available-for-sale, at market value	18,271	66,428
Investments securities held-to-maturity, at amortized cost	430,000	579,985
Other investment securities, at lower of cost or realizable value	145,535	145,590
Investment in BPPR and subsidiaries, at equity	1,596,946	1,523,188
Investment in Popular International Bank and subsidiaries, at equity	1,251,074	1,113,937
Investment in other subsidiaries, at equity	264,105	241,086
Advances to subsidiaries	10,000	20,000
Loans to affiliates	10,000	15,569
Loans	5,752	5,940
Less — Allowance for loan losses	40	40
Premises and equipment	23,026	24,534
Other assets	45,338	45,603

Total assets	$4,030,703	$3,830,603

	December 31,
(In thousands)	2005	2004

Liabilities and Stockholders’ Equity
Federal funds purchased		$6,690
Commercial paper		4,501
Notes payable	$532,441	536,673
Accrued expenses and other liabilities	49,015	53,118
Subordinated notes		125,000
Stockholders’ equity	3,449,247	3,104,621

Total liabilities and stockholders’ equity	$4,030,703	$3,830,603

Statements of Income

	Year ended December 31,
(In thousands)	2005	2004	2003

Income:
Dividends from subsidiaries	$171,000	$332,927	$135,273
Interest on money market and investment securities	34,259	4,351	2,070
Other operating income	11,771	12,741	15,331
Gain on sale and valuation adjustment of investment securities	50,469	12,354	67,778
Interest on advances to subsidiaries	416	789	2,667
Interest on loans to affiliates	1,176	1,460	716
Interest on loans	530	212

Total income	269,621	364,834	223,835

Expenses:
Interest expense	43,850	35,735	19,804
Provision for loan losses	14
Operating expenses	1,380	4,702	6,410

Total expenses	45,244	40,437	26,214

Income before income taxes and equity in undistributed earnings of subsidiaries	224,377	324,397	197,621
Income taxes	3,155	(110)	8,490

Income before equity in undistributed earnings of subsidiaries	221,222	324,507	189,131
Equity in undistributed earnings of subsidiaries	319,480	165,401	281,784

Net income	$540,702	$489,908	$470,915

WE CONNECT	[P114]

Statements of Cash Flows

Year ended December 31,
(In thousands)	2005	2004	2003

Cash flows from operating activities:
Net income	$540,702	$489,908	$470,915

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries	(490,480)	(498,328)	(417,057)
Provision for loan losses	14
Net gain on sale and valuation adjustment of investment securities	(50,469)	(12,354)	(67,778)
Net amortization of premiums and accretion of discounts on investments	(546)
Net amortization of premiums and deferred loan origination fees and costs	(99)	(38)
Earnings from investments under the equity method	(3,097)	(2,430)	(1,442)
Stock options expense	305	459	217
Net decrease (increase) in other assets	7,238	(5,698)	(1,748)
Net (decrease) increase in current and deferred taxes	(318)	1,004	(267)
Net increase in interest payable	1,349	880	22
Net increase in other liabilities	5,858	2,485	1,544

Total adjustments	(530,245)	(514,020)	(486,509)

Net cash provided by (used in) operating activities	10,457	(24,112)	(15,594)

Cash flows from investing activities:
Net (increase) decrease in money market investments	(181,500)	65,797	(111,360)
Purchases of investment securities:
Available-for-sale	(127,628)
Held-to-maturity		(279,985)
Other	(445)	(3,904)	(300,038)
Proceeds from maturities and redemptions of investment securities:
Available-for-sale	110,432
Held-to-maturity	150,000
Other	500
Proceeds from sales of investment securities available-for-sale	57,458	14,502	83,003
Capital contribution to subsidiaries	(75,000)	(55,559)	(212,090)
Net change in advances to subsidiaries and affiliates	15,569	43,899	88,055
Net repayments (disbursements) on loans	216	(1,806)
Acquisition of loan portfolios		(4,776)
Acquisition of premises and equipment	(3)	(15,198)
Dividends received from subsidiaries	171,000	332,927	135,273

Net cash provided by (used in) investing activities	120,599	95,897	(317,157)

Cash flows from financing activities:
Net (decrease) increase in assets sold under agreements to repurchase	(6,690)	6,690	(10,300)
Net (decrease) increase in commercial paper	(4,501)	4,501	(18,989)
Net (decrease) increase in other short-term borrowings		(35,675)	25,473
Net (decrease) increase in notes payable and subordinated notes	(130,380)	103,671	275,528
Cash dividends paid	(182,751)	(168,927)	(134,603)
Proceeds from issuance of common stock	193,679	17,243	15,765
Proceeds from issuance of preferred stock			180,548

Net cash (used in) provided by financing activities	(130,643)	(72,497)	333,422

Net increase (decrease) in cash	413	(712)	671
Cash at beginning of year	283	995	324

Cash at end of year	$696	$283	$995

     The principal source of income for the Holding Company consists of dividends from BPPR. As a member subject to the regulations of the Federal Reserve Board, BPPR must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by it during the calendar year would exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 19. At December 31, 2005, BPPR could have declared a dividend of approximately $230,685,000 (2004 — $222,480,000) without the approval of the Federal Reserve.

POPULAR 2005	[P115]

Note 35 — Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities:
The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (PIHC) (parent only), Popular International Bank, Inc. (PIBI), Popular North America, Inc. (PNA) and all other subsidiaries of the Corporation as of December 31, 2005 and 2004, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2005. Prior to 2005, PIBI, PNA, and their wholly-owned subsidiaries, except Banco Popular North America (BPNA) and BP, N.A., had a fiscal year that ended on November 30. Accordingly, the consolidated financial information of PIBI and PNA as of November 30, 2004 and 2003, corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31, 2004 and 2003, respectively.
     In 2005, the Corporation commenced a two-year plan to change its non-banking subsidiaries to a calendar reporting year-end. As of December 31, 2005, Popular Securities, Inc., Popular North America (holding company), Popular FS, LLC and Popular Financial Holdings, Inc. (PFH), including its wholly-owned subsidiaries, except E-LOAN, Inc., continued to have a fiscal year that ended on November 30. Accordingly, their financial information as of November 30, 2005 corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31, 2005. All other subsidiaries have aligned their year-end closing to that of the Corporation’s calendar year.
     PIHC, PIBI and PNA are authorized issuers of debt securities and preferred stock under a shelf registration statement filed with the Securities and Exchange Commission.
     PIBI is an operating subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries: ATH Costa Rica S.A., CreST, S.A., Popular Insurance V.I., Inc. and PNA.
     PNA is an operating subsidiary of PIBI and is the holding company of its wholly-owned subsidiaries: Popular Cash Express, Inc.; PFH, including its wholly-owned subsidiaries: Equity One, Inc., Popular Financial Management, LLC, Popular Housing Services Inc., Popular Mortgage Servicing, Inc. and E-LOAN, Inc.; BPNA, including its wholly-owned subsidiaries: Popular Leasing, U.S.A., Popular Insurance Agency, U.S.A. and Popular FS, LLC; and BP, N.A., including its wholly-owned subsidiary Popular Insurance, Inc.
     PIHC fully and unconditionally guarantees all registered debt securities and preferred stock issued by PIBI and PNA. As described in Note 34 to the consolidated financial statements, the principal source of income for PIHC consists of dividends from BPPR.

WE CONNECT	[P116]

Condensed Consolidating Statement of Condition

At December 31, 2005
	Popular, Inc.	PIBI	PNA	All other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

ASSETS
Cash and due from banks	$696	$2,103	$448	$962,395	$(59,245)	$906,397
Money market investments	230,000	300	245	1,048,586	(529,708)	749,423
Trading account securities, at fair value				520,236	(898)	519,338
Investment securities available-for-sale, at fair value	18,271	77,861		11,620,673	(219)	11,716,586
Investment securities held-to-maturity, at amortized cost	430,000	2,170		150,934	(430,000)	153,104
Other investment securities, at lower of cost or realizable value	145,535	5,001	13,142	155,425		319,103
Investment in subsidiaries	3,112,125	1,169,867	1,832,349	767,615	(6,881,956)
Loans held-for-sale, at lower of cost or market				699,181		699,181

Loans held-in-portfolio	25,752		2,993,028	34,034,625	(5,744,766)	31,308,639
Less — Unearned income				297,613		297,613
Allowance for loan losses	40			461,667		461,707

	25,712		2,993,028	33,275,345	(5,744,766)	30,549,319

Premises and equipment, net	23,026			573,786	(241)	596,571
Other real estate				79,008		79,008
Accrued income receivable	532	33	11,982	253,818	(20,719)	245,646
Other assets	44,252	40,526	23,804	1,221,472	(4,254)	1,325,800
Goodwill				653,984		653,984
Other intangible assets	554			109,654		110,208

	$4,030,703	$1,297,861	$4,874,998	$52,092,112	$(13,672,006)	$48,623,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,025,227	$(66,835)	$3,958,392
Interest bearing				18,811,225	(131,612)	18,679,613

				22,836,452	(198,447)	22,638,005
Federal funds purchased and assets sold under agreements to repurchase			$117,226	8,968,332	(383,097)	8,702,461
Other short-term borrowings		$46,112	721,866	3,521,486	(1,589,203)	2,700,261
Notes payable	$532,441		2,833,035	11,055,117	(4,527,016)	9,893,577
Subordinated notes				430,000	(430,000)
Other liabilities	49,015	871	42,382	757,646	390,088	1,240,002

	581,456	46,983	3,714,509	47,569,033	(6,737,675)	45,174,306

Minority interest in consolidated subsidiaries				115		115

Stockholders’ equity:
Preferred stock	186,875					186,875
Common stock	1,736,443	3,961	2	70,385	(74,348)	1,736,443
Surplus	449,787	815,193	734,964	2,778,437	(4,325,983)	452,398
Retained earnings	1,459,223	480,541	451,271	1,838,530	(2,772,953)	1,456,612
Treasury stock, at cost	(207,081)			(4,392)	4,392	(207,081)
Accumulated other comprehensive loss, net of tax	(176,000)	(48,817)	(25,748)	(159,996)	234,561	(176,000)

	3,449,247	1,250,878	1,160,489	4,522,964	(6,934,331)	3,449,247

	$4,030,703	$1,297,861	$4,874,998	$52,092,112	$(13,672,006)	$48,623,668

POPULAR 2005	[P117]

Condensed Consolidating Statement of Condition

At December 31, 2004
	Popular, Inc.	PIBI	PNA	All other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

ASSETS
Cash and due from banks	$283	$54	$384	$767,092	$(51,354)	$716,459
Money market investments	48,500	300	214	1,236,659	(406,033)	879,640
Trading account securities, at fair value				391,420	(6,281)	385,139
Investment securities available-for-sale, at fair value	66,428	39,207	7,067	11,054,856	(5,413)	11,162,145
Investment securities held-to-maturity, at amortized cost	579,985			190,865	(430,000)	340,850
Other investment securities, at lower of cost or realizable value	145,590	5,001	12,372	139,477		302,440
Investment in subsidiaries	2,878,211	1,036,960	1,376,296	287,639	(5,579,106)
Loans held-for-sale, at lower of cost or market				750,728		750,728

Loans held-in-portfolio	41,509		2,836,701	30,711,045	(5,335,332)	28,253,923
Less — Unearned income				262,390		262,390
Allowance for loan losses	40			437,041		437,081

	41,469		2,836,701	30,011,614	(5,335,332)	27,554,452

Premises and equipment, net	24,534			521,460	(313)	545,681
Other real estate	240			59,477		59,717
Accrued income receivable	185		10,836	213,977	(17,456)	207,542
Other assets	45,178	36,905	65,662	1,012,132	(113,503)	1,046,374
Goodwill				411,308		411,308
Other intangible assets				39,101		39,101

	$3,830,603	$1,118,427	$4,309,532	$47,087,805	$(11,944,791)	$44,401,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,224,546	$(51,278)	$4,173,268
Interest bearing				16,685,578	(265,686)	16,419,892

				20,910,124	(316,964)	20,593,160
Federal funds purchased and assets sold under agreements to repurchase	$6,690		$71,300	6,492,165	(133,302)	6,436,853
Other short-term borrowings	4,501	$4,825	339,653	3,962,975	(1,172,315)	3,139,639
Notes payable	536,673		2,835,325	10,839,526	(4,030,814)	10,180,710
Subordinated notes	125,000			430,000	(430,000)	125,000
Other liabilities	53,118	100	35,048	966,387	(233,162)	821,491

	725,982	4,925	3,281,326	43,601,177	(6,316,557)	41,296,853

Minority interest in consolidated subsidiaries				102		102

Stockholders’ equity:
Preferred stock	186,875					186,875
Common stock	1,680,096	3,961	2	77,393	(81,356)	1,680,096
Surplus	276,229	740,193	659,964	1,805,514	(3,203,060)	278,840
Retained earnings	1,132,404	381,496	368,661	1,612,126	(2,364,894)	1,129,793
Treasury stock, at cost	(206,437)			(1,690)	1,690	(206,437)
Accumulated other comprehensive income (loss), net of tax	35,454	(12,148)	(421)	(6,817)	19,386	35,454

	3,104,621	1,113,502	1,028,206	3,486,526	(5,628,234)	3,104,621

	$3,830,603	$1,118,427	$4,309,532	$47,087,805	$(11,944,791)	$44,401,576

WE CONNECT	[P118]

Condensed Consolidating Statement of Income

Year ended December 31, 2005
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST INCOME:
Loans	$2,122		$142,050	$2,207,183	$(235,056)	$2,116,299
Money market investments	3,955	$8	90	45,350	(18,667)	30,736
Investment securities	30,304	598	1,264	484,345	(27,697)	488,814
Trading securities				30,010		30,010

	36,381	606	143,404	2,766,888	(281,420)	2,665,859

INTEREST EXPENSE:
Deposits				439,269	(8,456)	430,813
Short-term borrowings	256	988	17,488	387,362	(56,891)	349,203
Long-term debt	43,594		154,508	488,839	(225,305)	461,636

	43,850	988	171,996	1,315,470	(290,652)	1,241,652

Net interest (loss) income	(7,469)	(382)	(28,592)	1,451,418	9,232	1,424,207
Provision for loan losses	14			195,258		195,272

Net interest (loss) income after provision for loan losses	(7,483)	(382)	(28,592)	1,256,160	9,232	1,228,935
Service charges on deposit accounts				181,749		181,749
Other service fees				435,505	(104,004)	331,501
Net gain (loss) on sale and valuation adjustment of investment securities	50,469	9,236		(6,694)	(898)	52,113
Trading account profit				16,625	13,426	30,051
Gain on sale of loans				106,598	(23,301)	83,297
Other operating income	11,771	5,971		127,680	(38,858)	106,564

	54,757	14,825	(28,592)	2,117,623	(144,403)	2,014,210

OPERATING EXPENSES:
Personnel costs:
Salaries		367		478,118	(3,849)	474,636
Pension, profit sharing and other benefits		58		149,092	(1,097)	148,053

		425		627,210	(4,946)	622,689
Net occupancy expenses		14		108,372		108,386
Equipment expenses	31	2	10	124,294	(61)	124,276
Other taxes	1,021			38,176		39,197
Professional fees	4,536	16	80	249,558	(134,909)	119,281
Communications	56			63,412	(73)	63,395
Business promotion	6,292			94,142		100,434
Printing and supplies				18,378		18,378
Other operating expenses	(10,556)	32	486	134,136	(1,513)	122,585
Amortization of intangibles				9,579		9,579

	1,380	489	576	1,467,257	(141,502)	1,328,200

Income (loss) before income tax, cumulative effect of accounting change and equity in earnings of subsidiaries	53,377	14,336	(29,168)	650,366	(2,901)	686,010
Income tax	3,155		(10,266)	156,797	(771)	148,915

Income (loss) before cumulative effect of accounting change and equity in earnings of subsidiaries	50,222	14,336	(18,902)	493,569	(2,130)	537,095
Cumulative effect of accounting change, net of tax		691		4,494	(1,578)	3,607

Income (loss) before equity in earnings of subsidiaries	50,222	15,027	(18,902)	498,063	(3,708)	540,702
Equity in earnings of subsidiaries	490,480	84,018	101,512	62,055	(738,065)

NET INCOME	$540,702	$99,045	$82,610	$560,118	$(741,773)	$540,702

POPULAR 2005	[P119]

Condensed Consolidating Statement of Income

Year ended December 31, 2004
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST INCOME:
Loans	$2,461		$127,400	$1,815,330	$(194,041)	$1,751,150
Money market investments	835	$5	310	33,861	(9,351)	25,660
Investment securities	3,516		867	410,245	(1,136)	413,492
Trading securities				25,963		25,963

	6,812	5	128,577	2,285,399	(204,528)	2,216,265

INTEREST EXPENSE:
Deposits				334,109	(3,758)	330,351
Short-term borrowings	588	62	6,720	184,616	(26,561)	165,425
Long-term debt	35,147	63	132,483	359,169	(181,884)	344,978

	35,735	125	139,203	877,894	(212,203)	840,754

Net interest (loss) income	(28,923)	(120)	(10,626)	1,407,505	7,675	1,375,511
Provision for loan losses				178,657		178,657

Net interest (loss) income after provision for loan losses	(28,923)	(120)	(10,626)	1,228,848	7,675	1,196,854
Service charges on deposit accounts				165,241		165,241
Other service fees				363,158	(67,607)	295,551
Gain on sale of investment securities	12,354	2,206	14	680		15,254
Trading account profit (loss)				1,262	(1,421)	(159)
Gain on sale of loans				63,115	(18,947)	44,168
Other operating income	12,741	5,640	81	89,897	(19,643)	88,716

	(3,828)	7,726	(10,531)	1,912,201	(99,943)	1,805,625

OPERATING EXPENSES:
Personnel costs:
Salaries		330		425,247	2,293	427,870
Pension, profit sharing and other benefits		55		142,365	728	143,148

		385		567,612	3,021	571,018
Net occupancy expenses		13		89,262	546	89,821
Equipment expenses	4	1	7	106,136	2,675	108,823
Other taxes	1,263			38,815	182	40,260
Professional fees	1,864	1	222	184,372	(91,375)	95,084
Communications	68			60,595	302	60,965
Business promotion				75,695	13	75,708
Printing and supplies				17,761	177	17,938
Other operating expenses	1,503	82	543	102,081	(658)	103,551
Amortization of intangibles				7,844		7,844

	4,702	482	772	1,250,173	(85,117)	1,171,012

(Loss) income before income tax and equity in earnings of subsidiaries	(8,530)	7,244	(11,303)	662,028	(14,826)	634,613
Income tax	(110)		(3,070)	152,042	(4,157)	144,705

(Loss) income before equity in earnings of subsidiaries	(8,420)	7,244	(8,233)	509,986	(10,669)	489,908
Equity in earnings of subsidiaries	498,328	110,412	117,535	49,641	(775,916)

NET INCOME	$489,908	$117,656	$109,302	$559,627	$(786,585)	$489,908

WE CONNECT	[P120]

Condensed Consolidating Statement of Income

	Year ended December 31, 2003

	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST INCOME:
Loans	$3,383		$145,272	$1,612,362	$(210,981)	$1,550,036
Money market investments	833	$6	1,364	67,396	(43,718)	25,881
Investment securities	1,237		817	419,235	1,006	422,295
Trading securities				36,026		36,026

	5,453	6	147,453	2,135,019	(253,693)	2,034,238

INTEREST EXPENSE:
Deposits				344,458	(1,567)	342,891
Short-term borrowings	446	1	15,097	200,298	(68,386)	147,456
Long-term debt	19,358	231	139,111	290,312	(189,809)	259,203

	19,804	232	154,208	835,068	(259,762)	749,550

Net interest (loss) income	(14,351)	(226)	(6,755)	1,299,951	6,069	1,284,688
Provision for loan losses				195,939		195,939

Net interest (loss) income after provision for loan losses	(14,351)	(226)	(6,755)	1,104,012	6,069	1,088,749
Service charges on deposit accounts				161,851	(12)	161,839
Other service fees				287,599	(3,207)	284,392
Gain (loss) on sale of investment securities	67,778		(68)	3,384		71,094
Trading account loss				(10,214)		(10,214)
Gain on sale of loans				73,471	(19,899)	53,572
Other operating income	15,331	4,272		51,779	(6,055)	65,327

	68,758	4,046	(6,823)	1,671,882	(23,104)	1,714,759

OPERATING EXPENSES:
Personnel costs:
Salaries		325		388,205	(3)	388,527
Pension, profit sharing and other benefits		58		137,859		137,917

		383		526,064	(3)	526,444
Net occupancy expenses		13		83,617		83,630
Equipment expenses				104,821		104,821
Other taxes	1,297			36,607		37,904
Professional fees	1,480	20	400	80,826	(401)	82,325
Communications	47			57,991		58,038
Business promotion				73,277		73,277
Printing and supplies				19,111		19,111
Other operating expenses	3,586	98	756	115,844	(595)	119,689
Amortization of intangibles				7,844		7,844

	6,410	514	1,156	1,106,002	(999)	1,113,083

Income (loss) before income tax, minority interest and equity in earnings of subsidiaries	62,348	3,532	(7,979)	565,880	(22,105)	601,676
Income tax	8,490		(1,305)	129,750	(6,609)	130,326
Net gain of minority interest				(435)		(435)

Income (loss) before equity in earnings of subsidiaries	53,858	3,532	(6,674)	435,695	(15,496)	470,915
Equity in earnings of subsidiaries	417,057	89,433	95,077	50,442	(652,009)

NET INCOME	$470,915	$92,965	$88,403	$486,137	$(667,505)	$470,915

POPULAR 2005	[P121]

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2005
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income	$540,702	$99,045	$82,610	$560,118	($741,773)	$540,702
Less: Cumulative effect of accounting change, net of tax		691		4,494	(1,578)	3,607

Net income before cumulative effect of accounting change	540,702	98,354	82,610	555,624	(740,195)	537,095

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries	(490,480)	(84,018)	(101,512)	(62,055)	738,065
Depreciation and amortization of premises and equipment	1,511			80,508	(72)	81,947
Provision for loan losses	14			195,258		195,272
Amortization of intangibles				9,579		9,579
Net (gain) loss on sale and valuation adjustment of investment securities	(50,469)	(9,236)		6,694	898	(52,113)
Net gain on disposition of premises and equipment				(29,079)		(29,079)
Net gain on sale of loans, excluding loans held-for-sale				(33,183)		(33,183)
Net amortization of premiums and accretion of discounts on investments	(546)	10		36,518	(694)	35,288
Net amortization of premiums and deferred loan origination fees and costs	(99)			134,452	(7,118)	127,235
Earnings from investments under the equity method	(3,097)	(5,518)		(790)	(1,577)	(10,982)
Stock options expense	305			4,887	34	5,226
Net increase in loans held-for-sale				(175,337)		(175,337)
Net decrease in trading securities				409,480	(976)	408,504
Net increase in accrued income receivable	(347)	(33)	(1,146)	(32,159)	2,877	(30,808)
Net decrease (increase) in other assets	6,074	2,613	2,856	(2,887)	(771)	7,885
Net increase in interest payable	1,349	3	323	36,421	(2,878)	35,218
Net decrease in deferred and current taxes	(318)		(3,029)	(32,959)	(936)	(37,242)
Net increase in postretirement benefit obligation				5,451		5,451
Net increase (decrease) in other liabilities	5,858	(21)	(227)	(16,079)	93	(10,376)

Total adjustments	(530,245)	(96,200)	(102,735)	534,720	726,945	532,485

Net cash provided by (used in) operating activities	10,457	2,154	(20,125)	1,090,344	(13,250)	1,069,580

Cash flows from investing activities:
Net (increase) decrease in money market investments	(181,500)		(31)	209,122	132,470	160,061
Purchases of investment securities:
Available-for-sale	(127,628)	(71,293)		(4,954,363)	910,122	(4,243,162)
Held-to-maturity		(2,431)		(33,577,371)		(33,579,802)
Other	(445)		(770)	(76,501)		(77,716)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	110,432		4,978	4,115,508	(913,720)	3,317,198
Held-to-maturity	150,000	250		33,637,018		33,787,268
Other	500			60,553		61,053
Proceeds from sales of investment securities available-for-sale	57,458	32,111		299,027		388,596
Net repayments (disbursements) on loans	15,785		(156,327)	(596,777)	365,604	(371,715)
Proceeds from sale of loans				297,805		297,805
Acquisition of loan portfolios				(2,650,540)		(2,650,540)
Capital contribution to subsidiary	(75,000)	(75,000)	(478,510)	(306,868)	935,378
Assets acquired, net of cash				(411,782)		(411,782)
Acquisition of premises and equipment	(3)			(159,163)		(159,166)
Proceeds from sale of premises and equipment				71,053		71,053
Dividends received from subsidiary	171,000		150,000	52,500	(373,500)

Net cash provided by (used in) investing activities	120,599	(116,363)	(480,660)	(3,990,779)	1,056,354	(3,410,849)

Cash flows from financing activities:
Net increase in deposits				1,261,945	109,723	1,371,668
Net (decrease) increase in federal funds purchased and assets sold under agreements to repurchase	(6,690)		45,926	2,438,448	(249,796)	2,227,888
Net (decrease) increase in other short-term borrowings	(4,501)	41,286	382,213	(817,323)	(367,952)	(766,277)
Net payments of notes payable and subordinated notes	(130,380)		(2,290)	(195,736)	18,445	(309,961)
Dividends paid to parent company				(373,500)	373,500
Dividends paid	(182,751)					(182,751)
Proceeds from issuance of common stock	193,679					193,679
Treasury stock acquired				(1,467)		(1,467)
Capital contribution from parent		75,000	75,000	784,915	(934,915)

Net cash (used in) provided by financing activities	(130,643)	116,286	500,849	3,097,282	(1,050,995)	2,532,779

Cash effect of change in accounting principle		(28)		(1,544)		(1,572)

Net increase in cash and due from banks	413	2,049	64	195,303	(7,891)	189,938
Cash and due from banks at beginning of period	283	54	384	767,092	(51,354)	716,459

Cash and due from banks at end of period	$696	$2,103	$448	$962,395	($59,245)	$906,397

WE CONNECT	[P122]

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2004
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income	$489,908	$117,656	$109,302	$559,627	($786,585)	$489,908

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiaries	(498,328)	(110,412)	(117,535)	(49,641)	775,916
Depreciation and amortization of premises and equipment	1,042			72,302	926	74,270
Provision for loan losses				178,657		178,657
Amortization of intangibles				7,844		7,844
Net gain on sale of investment securities	(12,354)	(2,206)	(14)	(680)		(15,254)
Net gain on disposition of premises and equipment				(15,804)		(15,804)
Net gain on sale of loans, excluding loans held-for-sale				(21,472)		(21,472)
Net amortization of premiums and accretion of discounts on investments				41,948	(887)	41,061
Net amortization of premiums and deferred loan origination fees and costs	(38)			124,159	(6,034)	118,087
Earnings from investments under the equity method	(2,430)	(5,220)		(621)		(8,271)
Stock options expense	459			2,742	22	3,223
Net increase in loans held-for-sale				(543,892)		(543,892)
Net increase in trading securities				(143,490)	6,281	(137,209)
Net decrease (increase) in accrued income receivable	20	1	344	(24,860)	281	(24,214)
Net increase in other assets	(6,760)	(21,253)	(2,800)	(96,736)	24,809	(102,740)
Net increase (decrease) in interest payable	880	(18)	5,546	23,960	(283)	30,085
Net increase (decrease) in current and deferred taxes	1,004		(3,989)	31,055	(4,156)	23,914
Net increase in postretirement benefit obligation				5,679		5,679
Net increase (decrease) in other liabilities	2,485	(15)	193	8,379	28,026	39,068

Total adjustments	(514,020)	(139,123)	(118,255)	(400,471)	824,901	(346,968)

Net cash (used in) provided by operating activities	(24,112)	(21,467)	(8,953)	159,156	38,316	142,940

Cash flows from investing activities:
Net decrease (increase) in money market investments	65,797		56,676	(96,747)	(132,274)	(106,548)
Purchases of investment securities:
Available-for-sale			(1,500)	(6,222,302)	603,705	(5,620,097)
Held-to-maturity	(279,985)			(1,197,603)	130,000	(1,347,588)
Other	(3,904)		(7,732)	(68,221)		(79,857)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				5,230,556	(602,505)	4,628,051
Held-to-maturity				1,085,175		1,085,175
Other		1		10,560		10,561
Proceeds from sales of investment securities available-for-sale	14,502	3,271	1,514	612,864		632,151
Net repayments (disbursements) on loans	42,093		(325,438)	(1,732,414)	718,171	(1,297,588)
Proceeds from sale of loans				559,581	(4,510)	555,071
Acquisition of loan portfolios	(4,776)			(3,671,827)	4,510	(3,672,093)
Capital contribution to subsidiaries	(55,559)	(40,000)	(374,161)		469,720
Assets acquired, net of cash				(169,036)		(169,036)
Acquisition of premises and equipment	(15,198)			(130,662)	(612)	(146,472)
Proceeds from sale of premises and equipment				34,846		34,846
Dividends received from subsidiary	332,927				(332,927)

Net cash provided by (used in) investing activities	95,897	(36,728)	(650,641)	(5,755,230)	853,278	(5,493,424)

Cash flows from financing activities:
Net increase in deposits				1,306,173	24,730	1,330,903
Net increase in federal funds purchased and assets sold under agreements to repurchase	6,690		71,300	429,797	69,825	577,612
Net (decrease) increase in other short-term borrowings	(31,174)	4,620	163,892	1,191,070	(224,893)	1,103,515
Net proceeds from (payments of) notes payable and capital securities	103,671	(8,573)	382,342	2,573,216	(530,890)	2,519,766
Dividends paid to parent company				(247,927)	247,927
Dividends paid	(168,927)					(168,927)
Proceeds from issuance of common stock	17,243			15,000	(15,000)	17,243
Treasury stock acquired				(1,259)		(1,259)
Capital contribution from parent		62,155	40,000	374,915	(477,070)

Net cash (used in) provided by financing activities	(72,497)	58,202	657,534	5,640,985	(905,371)	5,378,853

Net (decrease) increase in cash and due from banks	(712)	7	(2,060)	44,911	(13,777)	28,369
Cash and due from banks at beginning of year	995	47	2,444	722,181	(37,577)	688,090

Cash and due from banks at end of year	$283	$54	$384	$767,092	($51,354)	$716,459

POPULAR 2005	[P123]

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2003
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income	$470,915	$92,965	$88,403	$486,137	($667,505)	$470,915

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiaries	(417,057)	(89,433)	(95,077)	(50,442)	652,009
Depreciation and amortization of premises and equipment	814			72,193		73,007
Provision for loan losses				195,939		195,939
Amortization of intangibles				7,844		7,844
Net (gain) loss on sale of investment securities	(67,778)		68	(3,384)		(71,094)
Net gain on disposition of premises and equipment				(3,369)		(3,369)
Net gain on sale of loans, excluding loans held-for-sale				(12,550)		(12,550)
Net amortization of premiums and accretion of discounts on investments				29,408	(1,112)	28,296
Net amortization of premiums and deferred loan origination fees and costs				77,804	(4,540)	73,264
Earnings from investments under the equity method	(1,442)	(3,852)				(5,294)
Stock options expense	217			1,277	(4)	1,490
Net decrease in loans held-for-sale				81,893	(4,255)	77,638
Net increase in trading securities				(138,811)		(138,811)
Net decrease in accrued income receivable	89	1	711	8,307	(711)	8,397
Net increase in other assets	(2,651)	(1,957)	(868)	(76,297)	1,002	(80,771)
Net increase (decrease) in interest payable	22	(24)	10,335	(12,690)	755	(1,602)
Net (decrease) increase in current and deferred taxes	(267)		18,166	(15,380)	(6,650)	(4,131)
Net increase in postretirement benefit obligation				7,391		7,391
Net increase (decrease) in other liabilities	1,544	(9)	(49,310)	14,848	(57,064)	(89,991)

Total adjustments	(486,509)	(95,274)	(115,975)	183,981	579,430	65,653

Net cash (used in) provided by operating activities	(15,594)	(2,309)	(27,572)	670,118	(88,075)	536,568

Cash flows from investing activities:
Net (increase) decrease in money market investments	(111,360)		(47,182)	111,281	369,014	321,753
Purchases of investment securities:
Available-for-sale		(3,108)	(25,137)	(7,137,932)	444,738	(6,721,439)
Held-to-maturity				(667,127)		(667,127)
Other	(300,038)			(36,905)	300,000	(36,943)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				6,608,023	(443,525)	6,164,498
Held-to-maturity				661,555		661,555
Other				43,353		43,353
Proceeds from sales of investment securities available-for-sale	83,003		25,069	702,468		810,540
Net repayments (disbursements) on loans	88,055		61,960	(1,359,365)	309,257	(900,093)
Proceeds from sale of loans				370,755		370,755
Acquisition of loan portfolios				(2,970,276)		(2,970,276)
Capital contribution to subsidiaries	(212,090)	(180,000)			392,090
Assets acquired, net of cash				(1,079)		(1,079)
Acquisition of premises and equipment				(109,664)		(109,664)
Proceeds from sale of premises and equipment				15,785		15,785
Dividends received from subsidiary	135,273			32,000	(167,273)

Net cash (used in) provided by investing activities	(317,157)	(183,108)	14,710	(3,737,128)	1,204,301	(3,018,382)

Cash flows from financing activities:
Net increase in deposits				751,805	(275,498)	476,307
Net decrease in federal funds purchased and assets sold under agreements to repurchase	(10,300)		(498,883)	(268,774)	(71,007)	(848,964)
Net increase (decrease) in other short-term borrowings	6,484	115	(263,291)	254,934	294,820	293,062
Net proceeds from (payments of) notes payable and capital securities	275,528	(215)	596,319	2,219,966	(558,395)	2,533,203
Dividends paid to parent company				(135,273)	135,273
Dividends paid	(134,603)			(32,000)	32,000	(134,603)
Proceeds from issuance of common stock	15,765			3,000	(3,000)	15,765
Proceeds from issuance of preferred stock	180,548			300,000	(297,389)	183,159
Treasury stock acquired				(581)		(581)
Capital contribution from parent		185,494	180,000	2,000	(367,494)

Net cash provided by financing activities	333,422	185,394	14,145	3,095,077	(1,110,690)	2,517,348

Net increase (decrease) in cash and due from banks	671	(23)	1,283	28,067	5,536	35,534
Cash and due from banks at beginning of year	324	70	1,161	694,114	(43,113)	652,556

Cash and due from banks at end of year	$995	$47	$2,444	$722,181	($37,577)	$688,090

WE CONNECT	[P124]