Form 10-K, Exhibit 13
period 2006-12-31
POPULAR INC
filed 2007-03-01
CIK 763901

Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the Caribbean, Latin America and the United States. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking and insurance. In the United States, the Corporation has established a community banking franchise providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 140 branches in California, Texas, Illinois, New York, New Jersey and Florida. Popular Financial Holdings, with 135 retail lending locations, offers mortgage and personal loans, while E-LOAN provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation, through its financial transaction processing company, EVERTEC, continues to use its expertise in technology and electronic banking as a competitive advantage in its expansion through the Caribbean, Latin America, and the United States. The Corporation is exporting its 113 years of experience through these regions while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

2 Letter to Shareholders
7 Review of Operations
8 Banco Popular de Puerto Rico
10 Banco Popular North America
12 Popular Financial Holdings
14 EVERTEC
16 Institutional Values
18 Corporate Leadership Circle
19 Board of Directors, Popular, Inc.
20 Financial Summary
24 Corporate Information

2006
taking action

taking action

"We are taking action and doing what we must to be more efficient and deliver the results that are expected of us."

Richard L. Carrión, Chairman and Chief Executive Officer

ANNUAL REPORT 1

Popular, Inc.

RICHARD L. CARRIÓN
Chairman
President
Chief Executive Officer
Popular, Inc.

"Parts of our business performed very well in spite of a challenging environment, but the interest rate scenario and the results of our mortgage operations in the United States significantly impacted our financial performance. We are not satisfied with these results and we have taken decisive steps to move things in the right direction."

POPULAR, INC.

20
06
taking action

Letter to Shareholders: Taking Action

The year 2006 was very difficult for Popular. We had anticipated a challenging environment, but the situation deteriorated much more than we had projected on several fronts.

We had expected to see some relief in the interest rate scenario, but the sustained inversion of the yield curve impacted our margins. In fact, our net interest margin in 2006 hit its lowest point in more than 25 years. This, coupled with the contraction of the mortgage origination market, estimated at 18% by the Mortgage Bankers Association of America, hurt the profitability of our mortgage businesses in the United States. Finally, we faced a sluggish economy in Puerto Rico, our largest market. The government's fiscal situation and the ensuing shutdown in May led to a general feeling of uncertainty that manifested itself throughout the economy.

Parts of our business performed very well in spite of a challenging environment, but the results of our mortgage operations in the United States significantly impacted our financial performance. Consolidated net income for 2006 totaled $357.7 million, 34% lower than the previous year. Results in 2006 reflect $22.2 million in gains in the sale of investment securities compared with $67.4 million in 2005. Basic earnings per common share (EPS) were $1.24, compared to $1.98 in the previous year. These results translate into a return on assets (ROA) of 0.74% and a return on equity (ROE) of 9.73%, compared with 1.17% and 17.12%, respectively, for 2005.

The performance of our stock in 2006 was disappointing as well. It closed at $17.95 on December 29, 2006, compared to $21.15 at the end of 2005, for a drop of 15%. Undoubtedly, part of the decline is due to our financial results. I also believe that the aftershocks of the accounting problems of several financial institutions in Puerto Rico are still being felt and the market continues to have a negative outlook on Puerto Rico in general.

In recent times, a lot of attention has been paid to the level of executive compensation and its linkage to a corporation's financial performance. In Popular, we believe that a large part of executive compensation should be variable, and that there should be a strong correlation between executive compensation and the company's financial results. The Corporation's net income in 2006 declined by 34%. The compensation earned by your executive management team during that period – including salaries, bonuses and short-term and long-term incentives – declined by 57%. I know there is little comfort in these numbers, but they demonstrate a clear linkage between compensation and results.

We are not satisfied with these results and we are taking action to move things in the right direction. In January of 2007 we announced the restructuring of our operations in the United States, particularly those related to Popular Financial Holdings (PFH), our consumer finance and mortgage subsidiary in the United States.

ANNUAL REPORT 2/3

Popular, Inc.

Letter to Shareholders: Taking Action

PFH's performance in 2006 was extremely poor. As volumes dropped and our net interest margin narrowed, our expense base – which had grown significantly during the mortgage boom years – proved unsustainable. We took measures early in the year, such as streamlining our retail office network and exiting some unprofitable businesses, but these measures were not timely or dramatic enough.

In the fall of last year, we began a thorough assessment of PFH's lines of business and in January of 2007 announced a restructuring plan. This plan, which will be implemented throughout the year, has four basic components:

1. Exiting the wholesale nonprime mortgage origination business during the first quarter of 2007, which entails shutting down the wholesale broker, retail and call center business divisions
2. Retaining and focusing on two PFH businesses that are currently profitable and that have good opportunities for growth and positive performance: the Equity One network of 135 consumer finance offices located in 14 states and the third party mortgage servicing business
3. Consolidating PFH's commercial lending businesses – mortgage warehouse, mixed use and construction lending – into Banco Popular North America's (BPNA) commercial lending groups
4. Consolidating all support functions into BPNA to reduce expenses

This plan involved some very difficult decisions, particularly those that resulted in workforce reductions. We debated various alternatives, but in the end realized this was the right course to take. We tried to execute our decisions with the utmost respect for those affected. We estimate that the cost reduction initiatives will result in an expense reduction of approximately $39 million on an annualized basis.

Cameron E. Williams, after serving as PFH's president for eight years, has decided to retire, effective March 31, 2007. All of Popular's U.S. mainland operations (BPNA, PFH and E-LOAN) will now report to Roberto R. Herencia, currently president of BPNA.

Banco Popular North America has improved its performance consistently since 2002. At that time, we delineated a three-year plan designed to create a solid foundation to position us for future growth. BPNA made good progress by any measure, but their financial results are not yet where we need them to be. In 2006, we launched the next phase of our strategic plan, which focuses on increasing the number of customers, revenues and earnings.

Despite interest rate pressures and intense competition in its markets, BPNA made progress across many fronts. Loans and deposits grew by 10% and 16%, respectively, and the number of checking accounts increased by 13%. Niche businesses, such as construction lending, community association lending, non-conventional mortgages and the money service business had a great year, and the

POPULAR, INC.

Assets and
Net Income Growth
Assets (dollars in billions)
Net Income (dollars in millions)

ROA and ROE
ROA
ROE

Total Return
YEARS

2006
taking action

success of our Small Business Administration (SBA) lending strategy made Popular the fourth largest SBA lender in the nation.

E-LOAN, the online consumer direct lender we acquired in 2005, also had a challenging year. E-LOAN's business model, which requires high expenses in technology and marketing, is very sensitive to changes in volume and was also affected by the drop in the mortgage market. However, we are taking measures to manage that volatility. The auto loan and home equity line of credit (HELOC) businesses performed very well, and we further expanded and diversified E-LOAN's product line by adding PFH products to its offering. In addition, we began to keep part of E-LOAN's originations in our portfolio, which will generate a net interest income stream.

One of the bright spots of 2006 was E-LOAN's entrance in the deposit business, launched in September. In just three months, it was able to attract over $1.3 billion in deposits, demonstrating not only the strength, but the versatility, of the E-LOAN brand.

Our businesses in Puerto Rico performed very well, in spite of a complicated economic environment. The local government's fiscal situation, and the ensuing government shutdown in May of 2006, led to a general slowdown of the economy that impacted our businesses in different ways. Nevertheless, we acted swiftly and were able to mitigate the impact with new sources of revenue and disciplined spending.

Banco Popular de Puerto Rico had to contend with tighter margins, a sluggish economy and a general instability in the financial services industry in Puerto Rico that translated into fierce price competition. We remained focused on strengthening our leadership position and increased our market share in practically all categories. We continued initiatives related to customer satisfaction, which included efforts to reduce waiting times at the branch, offering continuous training to our employees and adding customer service metrics to managers' incentives. While the emphasis on customer satisfaction will continue, we are pleased with the improvement we saw in 2006, with 66% of our clients describing our service better or much better than a year ago. One of our top priorities for 2006 was controlling expense growth and creating a tighter cost-management culture without impacting strategic investments. Total expenses, which had been growing at an average of 5% for the past five years, were below 2005 levels.

We are aware that the difficult economic environment may persist during 2007 and will focus on credit quality, cross-selling to our large customer base, growing our loan and deposit portfolios and keeping expenses under control. We are confident that we are in an excellent position to continue differentiating ourselves from the competition to remain the leading financial institution on the island.

ANNUAL REPORT 4/5

Popular, Inc.

Letter to Shareholders: Taking Action

EVERTEC, our processing and technology outsourcing company, had a solid year. To overcome the impact of the Puerto Rican government's fiscal situation, which impacted government contracting as well as economic activity in general, EVERTEC focused on expanding new businesses and attracting new clients. We made significant progress in offering our services to other financial institutions, thus leveraging the infrastructure used by Popular companies to bring in additional revenues. In 2003 we embarked on our Technology Infrastructure Project (TIP) which involves the redesign of our banking technology platform to provide online real-time processing as well as a single and consistent customer view. Even though this is a project that spans several years, in 2006 we completed the centralized customer data integrator we call the transaction vault (TV), connected several delivery channels to it and began the redesign of our core deposit application.

Challenging times can highlight an organization's strengths. One of our greatest strengths is a team of highly dedicated employees, who remained focused and worked extremely hard to make the achievements I have mentioned possible.

We are also fortunate to have a Board of Directors made up of knowledgeable and committed individuals. Their continuous guidance and support, particularly during the most difficult moments of the year, was invaluable. In 2006 we restructured our Boards of Directors, and consolidated all of the subsidiaries' Boards into Popular Inc.'s. Our most sincere appreciation goes out to Juan A. Albors, José A. Bechara and Guillermo L. Martínez, who will retire from the Banco Popular de Puerto Rico Board as a result of this restructuring. We are extremely grateful for their countless contributions during the years they served in our Board.

We share no illusions about the difficult year that lies ahead. Good organizations learn from their mistakes and build on their successes. We plan to do just that as we remain focused on our long-term objectives.

Richard L. Carrión
Chairman, President and Chief Executive Officer

POPULAR, INC.

Popular, Inc. At-A-Glance

20
06
taking action

BANCO POPULAR DE PUERTO RICO

- Over 1.3 million clients
- 200 branches and 114 offices throughout Puerto Rico and the Virgin Islands
- 6,201 FTEs as of 12/31/06
- 610 ATMs and over 29,000 POS throughout Puerto Rico and the Virgin Islands
- #1 market share in Total Deposits (33.50%) and Total Loans (22.74%)
- $25.5 billion in assets, $15.4 billion in loans and $14.7 billion in deposits as of 12/31/06

POPULAR FINANCIAL HOLDINGS

- 159 offices in 24 states as of 12/31/06
- Total originations amounted to $9.8 billion in 2006, including $4.5 billion originated by E-LOAN
- Servicing Portfolio of $10.3 billion as of 12/31/06
- 2,284 FTEs as of 12/31/06
- $9.3 billion in assets, $8.5 billion in loans, and $319 million in revenues as of 12/31/06

BANCO POPULAR NORTH AMERICA

- 142 branches throughout six states (Florida, California, New York, New Jersey, Texas, and Illinois)
- 11 leasing offices with presence in 11 states
- 2,848 FTEs as of 12/31/06
- 4th SBA lender in the U.S. in terms of dollars of loans
- $12.3 billion in assets, $8.8 billion in loans and $9.8 billion in deposits as of 12/31/06

EVERTEC

- 12 offices throughout U.S. and Latin America serving 15 countries
- 1,732 FTEs as of 12/31/06
- Processed over 920 million transactions in 2006, of which more than 585 million corresponded to the ATH® Network
- 4,600 ATMs and over 92,000 POS throughout U.S. and Latin America taking action

In the face of overwhelming challenges, we have not faltered. We are determined and taking action to rise above the difficult situation surrounding us, motivated by an unwavering commitment to our people, our customers and our shareholders.

ANNUAL REPORT 6/7

Banco Popular de Puerto Rico

BPPR

"Banco Popular's pledge to engage customers with high service standards was ignited by our Customer Care initiative."

DAVID H. CHAFEY JR.
Senior Executive Vice President, Popular, Inc., President, Banco Popular de Puerto Rico

- Increased and maintained market share in all key categories
- Retail Assets Under Management for our Brokerage Unit surpassed the $4 billion mark, an increase of over 12%
- Expanded our credit card offering, exceeding the $1 billion mark early during the year
- Internet transactions grew at a 42% CAGR from 2002 - 2006
- Increased mortgage market share in spite of industry downturn

POPULA

56%
increase in construction loans during 2006

53.9%
efficiency ratio. Cost control efforts resulted in flat expense growth compared to 2005

POPULAR, INC.

BPPR Efficiency
$1,600
$1,200
$800
$400
60%
45%
30%
15%
04
05
06
Revenues
Expenses
Efficiency Ratio

BPPR 2006 Transactions
(in millions)
$350
$300
$250
$200
$150
$100
$50
02
03
04
05
06
POS
ATM
Teller
TelePago
Internet

BPPR Deposits
(in millions)
$15,000
$12,000
$9,000
$6,000
$3,000
04
05
06
Demand
Savings
Time

20
06
taking action

Banco Popular de Puerto Rico remains strongly positioned as the leading financial institution on the island, holding 34% of the total retail deposit market share and a 37% share of commercial deposits. Our continued leadership is the result of our focus on leveraging such strengths as our comprehensive network of delivery channels, diversified offer of products and services, and profound knowledge of our customer base.

The financial services sector in Puerto Rico faced a daunting environment, characterized by uncertainty about the government's financial stability, increased tax rates, apprehension over the financial restatements of various local banks, and deteriorating consumer credit quality. We have responded with cost reduction initiatives that resulted in a reduction of total expenses, which are slightly below 2005 levels, compared to an average growth of 5% in the past years.

Banco Popular's pledge to engage customers with high service standards was ignited by our Customer Care initiative, an all-encompassing program to enhance the connection with our customers. Spearheaded by an outstanding year in commercial banking, our bottom line has been positively impacted by this renewed focus on customer service. Market share in the commercial loan segment grew to 23% and our construction loan portfolio reached $1,007 million, a 56% increase over last year.

Consumer lending also had a very good year, with our credit card portfolio breaking the $1 billion mark early in 2006. We upgraded our processing platform and successfully introduced new credit cards MasterCard Edge, Visa Return, Visa Signature and American Express Black. Popular Mortgage and Popular Auto, meanwhile, bore the brunt of the economic environment, as both industries observed loan volumes decrease over 20% while the interest rate environment affected the gains we realized on loans sold. Popular Mortgage made significant headway towards becoming the #1 mortgage lender on the island, with $1,497 million in mortgage loan originations, despite an overall slowdown in the mortgage market.

Electronic banking experienced significant growth; an aggressive marketing campaign led to the addition of over 62,000 electronic bills. As a result, Internet banking users grew by 19% and the number of payments processed increased 27%.

Meanwhile, our financial services business is growing strong. In just five years, our insurance agency Popular Insurance, has become the second largest in Puerto Rico, holding $140 million in premiums. Our brokerage operation, Popular Securities, strengthened its sales team and increased retail assets under management by 12%, to $4 billion. With strong 2006 results, Banco Popular de Puerto Rico is poised to remain the absolute leader in our market.

ANNUAL REPORT 8/9

Banco Popular North America

BPNA

"27% of new checking account customers were referred by other customers."

- Launched Popular Small Business Capital to better serve SBA lending niche
- Non conventional mortgage expanded to eight additional states and originated $530 million
- Opened over 90,000 deposit accounts, an increase of 9% over 2005
- Total loans and deposits grew by 10% and 16% respectively
- Deposit fee income increased by 16% compared to 2005
- Expenses slightly lower than 2005 levels
- SBA origination volume increased by 40% to $358 million in 2006

ROBERTO R. HERENCIA
Executive Vice President, Popular, Inc.,
President, Banco Popular North America

4th

Became fourth highest SBA lender in the United States, in terms of dollars of loans.

POPULAR, INC.

2006
taking action

BPNA Efficiency (dollars in millions)

$500
$400
$300
$200
$100
80%
60%
40%
20%
02
03
04
05
06
Revenues
Expenses
Efficiency Ratio

BPNA Financial Performance (in billions)

$15
$12
$9
$6
$3
01
02
03
04
05
06
Assets
Deposits
Loans

BPNA Niche Lending Originations (in millions)

$2,000
$1,500
$1,000
$500
04
05
06
SBA
Non-Conventional Mortgage
Construction Loans
Middle Market

Banco Popular North America (BPNA) completed the first full year of Seize the Future, our 2006–2008 strategic plan to increase our customer base, expand our position in niche lending markets and improve our ability to better serve customers. The flattening yield curve and strong competition were major challenges to our profitability, impacting revenue by more than $31 million from our original expectations. To counteract the impact, we achieved strong year-over-year growth of 16% in deposit fee income, 10% in loans, and 16% in deposits, while keeping expenses close to 2005 levels. During the year, we also exited two businesses – indirect auto and large ticket item leasing – that did not yield the desired results.

Our strategic emphasis on checking account growth was a success: New customers were drawn to BPNA in 2006, opening 94,370 new business and retail accounts, a 9% increase over 2005. Reflecting our increasing ability to engage customers, 27% of new checking account customers were referred by other customers through our "Tell a Friend" program, up from 11% last year. Our business banking loan portfolio also grew significantly, $632 million or 20% vs. 2005.

Popular Small Business Capital (Small Business Administration loans) – an important niche lending initiative – achieved significant growth, allowing us to become the fourth highest SBA lender in the United States in terms of dollars of loans. SBA loan originations increased 40%, from $253 million in 2005 to $358 million.

We continue a measured expansion of our footprint across the United States. Our investment in new branches and a new regional headquarters in South Florida are paying off substantially, with an encouraging reception to Banco Popular's value proposition in this high growth market. South Florida boasts $1 billion in loans, up 54% from 2005 and, through Popular Association Banking, is one of the largest lenders to community associations in the nation. The Texas region, home to our non-conventional mortgage unit, entered eight additional states and originated $530 million of loans, exceeding its 2006 production goals by $71.5 million and its end-of-year portfolio target by $103.5 million. Our non-conventional mortgages feature low exposure per loan, attractive loan-to-value ratios, and boast excellent credit performance.

Banco Popular North America continues to build on its strengths to reach its mission to become the premier community bank in the markets we serve. Encouraged by steady growth in 2006, we are ready to achieve the ambitious goals set forth in our Seize the Future strategic plan.

ANNUAL REPORT 10/11

Popular Financial Holdings

PFH

"During 2006, PFH consolidated operations."

BILL WILLIAMS
Executive Vice President,
Popular, Inc.,
President, Popular
Financial Holdings

- Consumer Services operation increased total production by 15% over their goal
- After major restructuring PFH will retain the Consumer Services, Loan Servicing, Customer Retention and E-LOAN divisions while closing our wholesale nonprime mortgage origination business
- Current PFH support functions will be integrated into Banco Popular North America (BPNA)

Rating Upgrade

During 2006, Fitch upgraded our mortgage servicer rating to above average

$1.3B

E-LOAN online deposit initiative yielded $1.3 billion during the last three months of the year

POPULAR, INC.

2006
taking action

PFH Origination Volume
(in millions)
$10,000
$8,000
$6,000
$4,000
$2,000
02
03
04
05
06*
*Includes E-LOAN

E-LOAN Loan Volumes
(in millions)
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
02
03
04
05
06
Prime Mortgage
Home Equity
Non-Prime Mortgage
Auto

PFH Servicing Portfolio
(in billions)
$12
$10
$8
$6
$4
$2
02
03
04
05
06

During 2006, Popular Financial Holdings, our consumer finance and mortgage subsidiary in the United States, took steps to reorganize and consolidate operations in an attempt to keep up with rapidly deteriorating volumes and profits in the mortgage industry. Despite considerable and sustained efforts, these initiatives proved insufficient, and our results reflected a loss of $81.6 million.

Our 2006 efforts to streamline and reduce costs included various measures, such as reducing the Broker Group from four loan processing centers to two, achieving a $1.8 million cost reduction and a 15% productivity increase. Also, the Retail Group's forty-two offices were consolidated into five regional hubs, for a total annualized saving of $10.6 million and a 35% production-per-officer increase. The Manufactured Housing unit was consolidated from five locations to one and the Private Label business office and eight underperforming Consumer Finance offices were closed. However, these measures were not enough.

During the last quarter, in a continuously deteriorating marketplace, a special management committee recommended fundamental changes to the business to be implemented in 2007. Among them, exiting a number of unprofitable businesses and consolidating support functions into sister company BPNA.

Despite the difficult year, there were some encouraging highlights. We leveraged the power of the E-LOAN brand to attract online deposit customers. In fact, E-LOAN's first deposit-gathering initiative surpassed all expectations, with $1.3 billion from approximately 30,000 online deposit accounts during the last quarter of 2006. This project also represented an important step towards integration with BPNA, which received the deposits and handled all the back office operations.

PFH's Consumer Services operation achieved its major targets. Total production reached $918 million, for a portfolio growth of $178 million or 15% over the goal. The mortgage servicing group exceeded its growth target and earned a servicer rating upgrade from Fitch.

While we continued making strides in the PFH/E-LOAN partnership in such areas as product distribution, servicing technology, and capital markets, difficult market conditions prevented us from achieving goals of increased volumes and customers, reduced costs, and improved service. However, the progress made in enabling the partnership is noteworthy and relevant to E-LOAN's future value to the Popular franchise.

ANNUAL REPORT 12/13

EVERTEC

EVERTEC

"Our flagship ATH® Network continued its expansion across Central America with the acquisition of TII Smart Solutions."

- Continued expansion in Central America with acquisition of TII Smart Solutions
- Launched NeoMED, which allows for doctors to maintain electronic records for their patients
- Strengthened its offering of payroll processing solutions with its Workforce Management Division
- Added several new clients to the item processing business, including Puerto Rico Treasury Department and the Puerto Rico Clearing House
- Expanded ticket processing business to U.S., obtaining first client

FÉLIX M. VILLAMIL
Executive Vice President,
Popular, Inc.,
President,
EVERTEC, Inc.

7%
growth in ATH® Network transactions over 2005

1.3M
Entered alliance with NYCE Payment Networks allowing ATH® cardholders access to over 1.3 million POS throughout U.S.

POPULAR, INC.

20
06
taking action

Transaction Volume
(in millions)
1,000
800
600
400
200
04
05
06
ATH
Bank Processing
Payment Processing
Business Solution Transactions*
Other**

ATMs and POS Terminals in the ATH® Network
5,000
4,000
3,000
2,000
1,000
100,000
80,000
60,000
40,000
20,000
02
03
04
05
06
ATMs
POS

EVERTEC Total Revenue
IT Professional Services
Cash Processing
Business Process Outsourcing
Business Solutions
Transaction Processing

EVERTEC continues making strides towards becoming the best processing option for its customers in Puerto Rico, the Caribbean, Latin America and the United States. During 2006 we focused on increasing our core earnings and achieving high levels of quality. The company successfully entered new ventures and markets to fuel future growth.

A proposed agreement signed by Popular in 2005 to purchase a 19.99% equity in UBCI, the holding company of Grupo Cuscatlán, was not completed. Although a setback, plans for our expansion in Central America continue. In August, our flagship ATH® Network acquired Costa Rica-based TII Smart Solutions, a provider of switching, driving, and online transaction processing that also develops financial processing applications. With this acquisition EVERTEC is now serving clients in 15 countries, including Guatemala, Peru and Panama, markets entered into this past year. At year end, our ATH® Network had processed over 505.9 million transactions through 4,600 ATMs and 92,072 POS terminals. The network was also reinforced through an agreement with NYCE, allowing all ATH® cardholders free access to NYCE's network of more than 1.3 million POS locations throughout the United States.

EVERTEC also obtained other significant new businesses this year, including processing all images for the Puerto Rico Clearing House, and the sales tax returns for the Treasury Department and two municipalities on the island.

This year we signed several new clients in our Workforce Management unit, which provides payroll processing services as well as other creative solutions designed to enhance the administration of their labor force. In the Health Services area we launched NeoMED, a system that provides a platform to store patients' records in electronic format, which will become compulsory in 2010, as required by the Health Insurance Portability and Accountability Act.

EVERTEC successfully entered the United States ticket processing market, landing its first client during this year. In Puerto Rico, over 800,000 ticket sales were processed in 2006, a 15.6% growth over 2005.

Important advances in our Technology Infrastructure Project (TIP), which continues scheduled for completion in 2010, were also made during this year. We achieved the initial objective of integrating several banking delivery channels to the Transaction Vault, in order to provide BPPR customers and service representatives access to centralized, real-time information. We also made progress in attaining TIP's second objective, the real-time processing of transactions.

EVERTEC's growth and performance is taking place in the framework of *TRAVESIA* (Journey), a sweeping internal communications program that aims to engage our people, communicate goals, improve efficiency and effectively plan and execute technology projects. Our employees have responded positively to these challenges, as shown by a substantial improvement in their commitment to the company that was reflected in an internal engagement survey.

* Includes health care transactions, mail processing transactions, and workforce management
** Includes Cash Processing & Electronic Ticketing

ANNUAL REPORT 14/15

Popular, Inc.

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

POPULAR, INC.

20
06
taking action

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

ANNUAL REPORT 16/17

Popular, Inc.

Corporate Leadership Circle

Richard L. Carrión
Chairman, President
Chief Executive Officer
Popular, Inc.

David H. Chafey Jr.
Senior Executive Vice President
Popular, Inc., President,
Banco Popular de Puerto Rico

Roberto R. Herencia
Executive Vice President, Popular, Inc.
President, Banco Popular
North America

Amílcar Jordán, Esq.
Executive Vice President
Risk Management, Popular, Inc.

Jorge A. Junquera
Senior Executive Vice President
Chief Financial Officer, Popular, Inc.

Tere Loubriel
Executive Vice President
People, Communications and Planning
Popular, Inc.

Brunilda Santos de Álvarez, Esq.
Executive Vice President,
Chief Legal Officer, Popular, Inc.

Félix M. Villamil
Executive Vice President, Popular, Inc.
President, EVERTEC, Inc.

Bill Williams
Executive Vice President, Popular, Inc.
President, Popular Financial Holdings

POPULAR, INC.

20
06
taking action

Board of Directors, Popular, Inc.

Richard L. Carrión
Chairman, President
Chief Executive Officer
Popular, Inc.

Juan J. Bermúdez
Partner, Bermúdez & Longo, S.E.

José B. Carrión Jr.
President, Cellosa Corporation

María Luisa Ferré
President, Grupo Ferré Rangel

Manuel Morales Jr.
President, Parkview Realty, Inc.

Francisco M. Rexach Jr.
President, Capital Assets, Inc.

Frederic V. Salerno
Investor

William J. Teuber Jr.
Vice Chairman,
EMC Corporation

José R. Vizcarrondo
President and Chief Executive Officer
Desarrollos Metropolitanos, S.E.

Samuel T. Céspedes, Esq.
Secretary of the Board of Directors
Popular, Inc.

ANNUAL REPORT 18/19

Historical Financial Summary – 25 Years

dollars in millions, except per share data

	1982	1983	1984	1985	1986	1987	1988	1989	1990	1991	1992
Selected Financial Information											
Net Interest Income	$ 151.7	$ 166.9	$ 156.8	$ 174.9	$ 184.2	$ 207.7	$ 232.5	$ 260.9	$ 286.2	$ 407.8	$ 449.2
Non-Interest Income	15.9	19.6	19.0	26.8	41.6	41.0	54.9	43.3	78.9	131.8	124.5
Operating Expenses	121.2	127.3	137.2	156.0	168.6	185.7	195.6	212.6	229.6	345.7	364.9
Net Income	27.3	26.8	29.8	32.9	38.3	39.3	47.6	56.3	63.4	64.6	85.1
Assets	2,737.0	2,974.5	3,526.7	4,547.7	4,531.8	5,389.6	5,786.5	5,972.7	8,983.6	8,780.3	10,002.3
Net Loans	976.8	1,075.7	1,373.9	1,715.7	2,271.0	2,740.3	3,096.3	3,320.6	5,373.3	5,395.6	5,252.1
Deposits	2,208.2	2,347.5	2,870.7	3,365.3	3,820.2	4,471.6	4,715.8	4,926.3	7,422.7	7,207.1	8,038.7
Stockholders' Equity	163.5	182.2	203.5	226.6	283.1	308.2	341.9	383.0	588.9	631.8	752.1
Market Capitalization	$ 99.0	$ 119.3	$ 159.8	$ 216.0	$ 304.0	$ 260.0	$ 315.0	$ 438.1	$ 479.5	$ 579.0	$ 987.8
Return on Assets (ROA)	0.96%	0.95%	0.96%	0.89%	0.88%	0.76%	0.85%	0.99%	1.09%	0.72%	0.89%
Return on Equity (ROE)	17.99%	15.86%	15.83%	15.59%	15.12%	13.09%	14.07%	15.07%	15.56%	10.57%	12.72%
Per Common Share[1]											
Net Income – Basic	$ 0.19	$ 0.19	$ 0.21	$ 0.23	$ 0.25	$ 0.26	$ 0.30	$ 0.35	$ 0.40	$ 0.27	$ 0.35
Net Income – Diluted	$ 0.19	$ 0.19	$ 0.21	$ 0.23	$ 0.25	$ 0.26	$ 0.30	$ 0.35	$ 0.40	$ 0.27	$ 0.35
Dividends (Declared)	0.06	0.06	0.06	0.07	0.08	0.09	0.09	0.10	0.10	0.10	0.10
Book Value	1.11	1.26	1.38	1.56	1.73	1.89	2.10	2.35	2.46	2.63	2.88
Market Price	$ 0.69	$ 0.83	$ 1.11	$ 1.50	$ 2.00	$ 1.67	$ 2.22	$ 2.69	$ 2.00	$ 2.41	$ 3.78
Assets by Geographical Area											
Puerto Rico	95%	94%	91%	92%	92%	94%	93%	92%	89%	87%	87%
United States	5%	5%	8%	7%	7%	5%	6%	6%	9%	11%	10%
Caribbean and Latin America		1%	1%	1%	1%	1%	1%	2%	2%	2%	3%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Traditional Delivery System											
Banking Branches											
Puerto Rico	110	112	113	115	124	126	126	128	173	161	162
Virgin Islands	2	3	3	3	3	3	3	3	3	3	3
United States	7	6	9	9	9	9	10	10	24	24	30
Subtotal	119	121	125	127	136	138	139	141	200	188	195
Non-Banking Offices											
Popular Financial Holdings										27	41
Popular Cash Express											
Popular Finance						14	17	18	26	26	26
Popular Auto								4	9	9	9
Popular Leasing, U.S.A.											
Popular Mortgage											
Popular Securities											
Popular Insurance											
Popular Insurance Agency U.S.A.											
Popular Insurance, V.I.											
EVERTEC											
Subtotal						14	17	22	35	62	76
Total	119	121	125	127	136	152	156	163	235	250	271
Electronic Delivery System											
ATMs[2]											
Owned and Driven											
Puerto Rico		30	78	94	113	136	153	151	211	206	211
Caribbean						3	3	3	3	3	3
United States											6
Subtotal		30	78	94	113	139	156	154	214	209	220
Driven											
Puerto Rico			6	36	51	55	68	65	54	73	81
Caribbean											
Subtotal			6	36	51	55	68	65	54	73	81
Total		30	84	130	164	194	224	219	268	282	301
Transactions (in millions)											
Electronic Transactions[2]		0.6	4.6	7.0	8.3	12.7	14.9	16.1	18.0	23.9	28.6
Items Processed	98.5	102.1	110.3	123.8	134.0	139.1	159.8	161.9	166.0	166.1	178.6
Employees (full-time equivalent)	3,816	3,832	4,118	4,214	4,400	4,699	5,131	5,213	7,023	7,006	7,024

[1] *Per common share data adjusted for stock splits.*

[2] *Does not include host-to-host ATMs (2,152 in 2006) which are neither owned nor driven, but are part of the ATH Network.*

POPULAR, INC.

1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006
	$ 672.1	$ 535.5	$ 586.2	$ 601.3	$ 784.0	$ 873.0	$ 953.7	$ 982.8	$ 1,056.0	$ 1,160.2	$ 1,284.7	$ 1,375.5	$ 1,426.2	$ 1,627.9
	125.2	161.3	173.3	205.5	267.6	293.2	372.9	466.1	493.0	543.0	426.0	608.8	781.3	809.5
	612.3	467.8	484.0	561.9	636.9	720.6	837.5	876.4	926.2	1,029.0	1,113.1	1,171.0	1,328.2	1,605.1
	109.4	124.7	144.4	185.2	209.6	232.3	257.6	276.1	306.5	353.9	470.9	489.9	540.7	357.7
	11,513.4	12,778.4	15,675.5	16,764.1	19,300.5	23,160.6	25,460.5	28,057.1	30,744.7	33,660.4	36,434.7	44,401.6	48,623.7	47,404.0
	6,366.9	7,781.3	8,677.5	9,779.0	11,376.4	13,078.8	16,987.0	16,057.1	18,168.4	19,582.1	22,602.2	28,742.3	31,710.2	32,736.9
	8,522.7	9,012.4	9,876.7	10,763.3	11,749.6	13,672.2	16,173.7	14,804.9	16,370.0	17,614.7	18,097.8	20,593.2	22,638.0	24,438.3
	834.2	1,002.4	1,141.7	1,262.5	1,503.1	1,709.1	1,661.0	1,993.6	2,272.8	2,410.9	2,754.4	3,104.6	3,449.2	3,620.3
	$ 1,014.7	$ 923.7	$ 1,274.8	$ 2,230.5	$ 3,350.3	$ 4,613.7	$ 3,790.2	$ 3,578.1	$ 3,965.4	$ 4,476.4	$ 5,760.2	$ 7,685.6	$ 5,836.5	$ 5,003.4
	1.02%	1.02%	1.06%	1.16%	1.14%	1.14%	1.08%	1.02%	1.09%	1.11%	1.36%	1.23%	1.17%	0.76%
	13.80%	13.00%	14.22%	16.17%	15.83%	15.41%	15.45%	15.00%	14.84%	16.29%	19.30%	17.60%	17.12%	9.73%
	$ 0.42	$ 0.46	$ 0.53	$ 0.67	$ 0.75	$ 0.83	$ 0.92	$ 0.99	$ 1.09	$ 1.31	$ 1.74	$ 1.79	$ 1.98	$ 1.24
	$ 0.42	$ 0.46	$ 0.53	$ 0.67	$ 0.75	$ 0.83	$ 0.92	$ 0.99	$ 1.09	$ 1.31	$ 1.74	$ 1.79	$ 1.97	$ 1.24
	0.12	0.13	0.15	0.18	0.20	0.25	0.30	0.32	0.38	0.40	0.51	0.62	0.64	0.64
	3.19	3.44	3.96	4.40	5.19	5.93	5.74	6.96	7.97	9.10	9.66	10.95	11.82	12.32
	$ 3.08	$ 3.52	$ 4.85	$ 8.44	$ 12.38	$ 17.00	$ 13.97	$ 13.16	$ 16.56	$ 16.90	$ 22.43	$ 28.83	$ 21.15	$ 17.95
	79%	76%	75%	74%	74%	71%	71%	72%	68%	66%	62%	55%	53%	52%
	16%	20%	21%	22%	23%	25%	25%	26%	30%	32%	36%	43%	45%	45%
	5%	4%	4%	4%	3%	4%	4%	2%	2%	2%	2%	2%	2%	3%
	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
	165	164	146	178	201	198	199	199	196	195	193	192	194	191
	8	8	0	8	8	8	0	8	8	0	8	8	8	8
	32	36	68	44	63	89	91	95	96	96	97	128	136	142
	205	208	214	230	272	295	298	302	300	299	298	328	338	341
	58	73	91	102	117	128	137	136	149	153	181	183	213	159
						55	102	132	154	195	129	114	4	–
	26	28	31	39	44	48	47	41	55	36	43	43	69	52
	8	10	9	8	10	10	12	12	20	10	18	18	17	15
					7	8	10	11	13	13	11	15	14	11
			3	3	3	11	13	21	25	29	32	30	33	32
				1	2	2	2	3	4	7	8	9	12	12
								2	2	2	2	2	2	2
									1	1	1	1	1	1
										1	1	1	1	1
							4	4	4	5	5	7	8	12
	92	111	136	153	180	258	327	382	427	440	431	423	354	297
	297	319	368	383	452	553	625	684	727	739	729	751	692	638
	234	262	281	327	391	421	442	478	526	539	557	568	583	485
	8	8	8	9	17	59	68	37	39	53	57	59	61	45
	11	24	38	53	71	96	99	109	118	131	129	163	181	192
	253	294	327	389	479	576	609	624	683	723	743	790	825	862
	86	88	120	162	170	187	102	118	155	174	174	167	212	226
				97	192	265	851	920	823	926	1,110	1,216	1,726	1,360
	86	88	120	259	362	452	953	1,038	978	1,100	1,284	1,383	1,938	1,586
	339	382	447	648	841	1,028	1,562	1,662	1,661	1,823	2,027	2,173	2,763	2,448
	33.2	63.0	56.6	78.0	111.2	130.5	159.6	199.5	206.0	236.6	255.7	568.5	625.9	690.2
	171.8	176.5	175.0	173.7	171.9	170.9	171.0	168.2	169.9	165.3	138.5	133.9	160.3	150.0
	7,533	7,606	7,815	7,996	8,854	10,549	11,501	10,651	11,334	11,037	11,474	12,139	13,210	12,508

[1]From 2001 to 2003, electronic transactions include ACH, Direct Payment, TelePago, Internet Banking and ATH Network transactions in Puerto Rico. Since 2004, these numbers were adjusted to include ATH Network transactions in the Dominican Republic, Costa Rica, El Salvador and United States, health care transactions, wire transfers, and other electronic payment transactions in addition to those previously stated.

ANNUAL REPORT 22/23

Corporate Information

Subsidiaries

Banco Popular de Puerto Rico
- Popular Auto, Inc.
- Popular Finance, Inc.
- Popular Mortgage, Inc.

Popular International Bank, Inc.
- TII Smart Solutions, Inc.
- Tarjetas Inteligentes Internacionales, S.A.
- TII Smart Solutions (Costa Rica), S.A.
- Payment Technologies, S.A.
- Technological Ventures, Inc., S.A.
- TII Smart Solutions (Guatemala), S.A.
- Servicios EFT, S.A.

Popular North America, Inc.
- Banco Popular, National Association
- EVERTEC USA, Inc.

Banco Popular North America
- E-LOAN, Inc.
- Escrow Closing Services, Inc.
- Equity Real Estate Solutions, LLC
- Popular FS, LLC
- BPNA Real Estate, Inc.
- Popular Leasing, USA
- Popular Insurance Agency USA, Inc.
- Popular Insurance, Inc.

Popular Financial Holdings, Inc.
- Equity One, Inc. (DE Corp.)
- E-LOAN Auto Fund Two, LLC
- Popular ABS, Inc.
- Popular Warehouse Lending, LLC
- Equity One, Incorporate
- Equity One of West Virginia, Inc.
- Equity One Consumer Funding, LLC
- Equity One, Inc. (MN Corp.)
- Equity One Consumer Loan Company, Inc.
- Equity One Holding Company
- Equity One Funding Company
- Popular Financial Services, LLC
- Popular Housing Services, Inc.
- Popular Mortgage Servicing, Inc.
- E-LOAN Insurance Services, Inc.
- Popular Insurance, V.I., Inc.
- ATH Costa Rica, S.A.
- CreST, S.A.

EVERTEC, Inc.
- EVERTEC Dominicana, S.A.
- EVERTEC de Venezuela, C.A.
- ScanData Puerto Rico, Inc.
- Sense Software International Corp.

Popular Life Re

Popular Securities, Inc.

Stockholders' Information

Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP

Annual Meeting
The 2007 Annual Stockholders' Meeting of Popular, Inc. will be held on Tuesday, May 1, at 9:00 a.m. at Centro Europa Building in San Juan, Puerto Rico.

Additional Information
The Annual Report to the Securities and Exchange Commission on Form 10-K and any other financial information may also be viewed by visiting our web site:

www.popular.com

Design: BD&E Inc., Pittsburgh, Pennsylvania
Photography: Félix Rivera
Printing: Rochester Printing, an RR Donnelley Company

POPULAR, INC.

EXHIBIT 13.1
Financial Review and
Supplementary Information

Management’s Discussion and
Analysis of Financial Condition and
Results of Operations

Overview	3

Forward-looking Statements	9

Critical Accounting Policies/Estimates	9

Statement of Income Analysis
Net Interest Income	16
Provision for Loan Losses	20
Non-Interest Income	20
Operating Expenses	23
Income Tax Expense	24
Fourth Quarter Results	25

Reportable Segment Results	25

Statement of Condition Analysis
Assets	29
Deposits, Borrowings and Other Liabilities	32
Stockholders’ Equity	32

Off-Balance Sheet Financing Entities	34

Risk Management	35
Market Risk	35
Liquidity Risk	41
Credit Risk Management and Loan Quality	47
Operational Risk Management	53

Significant Event Subsequent to Year-End 2006	54

Recently Issued Accounting Pronouncements and Interpretations	54

Glossary of Selected Financial Terms	58

Statistical Summaries
Statements of Condition	60
Statements of Income	61
Average Balance Sheet and Summary of Net Interest Income	62
Quarterly Financial Data	64

POPULAR, INC. [P2]

Management’s Discussion and
Analysis of Financial Condition and
Results of Operations
The following management’s discussion and analysis (MD&A) provides you with information management believes necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the Corporation or Popular). All accompanying tables, consolidated financial statements and corresponding notes included in this “Financial Review and Supplementary Information - 2006 Annual Report” (the report) should be considered an integral part of this MD&A.
Overview
The Corporation is a financial holding company, which is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Since its foundation more than a century ago, Popular has evolved from a commercial bank based in Puerto Rico to a diverse financial services company with operations in Puerto Rico, the United States, the Caribbean and Latin America. At December 31, 2006, the Corporation ranked 24th in assets and 33rd in market value of its common stock among U.S. bank holding companies based on public information gathered and published by SNL Securities.
     The Corporation operates four principal businesses or operating segments: Banco Popular de Puerto Rico, Banco Popular North America, Popular Financial Holdings and EVERTEC. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico (BPPR), as well as auto and equipment leasing and financing, mortgage loans, consumer lending, reinsurance and insurance agency services, and investment banking and broker-dealer services through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, Banco Popular North America (BPNA), providing a broad range of financial services and products to the communities it serves. Also, in the United States, Popular Financial Holdings, Inc. (PFH) offers mortgage and personal loans through its subsidiary Equity One, Inc., while E-LOAN, Inc. (E-LOAN) provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation strives to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. EVERTEC, Inc. (EVERTEC), the Corporation’s main subsidiary in this business segment, is the leading provider of financial transaction processing and information technology solutions in Puerto Rico and the Caribbean.
     Net income for the year ended December 31, 2006 amounted to $357.7 million, compared with $540.7 million for 2005. Popular, Inc.’s financial performance for 2006 was below market expectations primarily because of the poor performance of its Popular Financial Holdings segment. As described subsequently in this MD&A under the Reportable Segment Results section, management performed a comprehensive strategic and financial assessment of PFH operations and, in early 2007, made a determination to exit those business lines within PFH that were underperforming. Performance in the Puerto Rico operations was satisfactory in spite of a difficult business environment, which included a recession in the local economy and the turmoil that has been affecting some sectors of the banking industry in Puerto Rico since 2005 due to restatements of financial results and regulatory enforcement actions. Some progress has been made in recovering the confidence of market participants, although the final resolution of the regulatory and accounting difficulties confronting some local banks has not yet been completed.
     The primary contributors to the Corporation’s financial performance for 2006 compared to 2005 are presented below. These items and their financial impact are explained further in this MD&A. Table A presents a five-year summary of the components of net income as a percentage of average total assets, whereas Table B presents the changes in net income applicable to common stock and earnings per common share for the last three years. In addition, Table C provides selected financial data for the past 10 years. A glossary of selected financial terms has been included at the end of this MD&A.
•	Lower net interest income on a taxable equivalent basis by $7.4 million, or less than 1%. As shown in Table D, this decline was mainly the result of a lower taxable equivalent adjustment and lower net interest margin, partially offset by an increase in average earning assets. For further information refer to the Net Interest Income and Market Risk sections of this MD&A.

•	Higher provision for loan losses by $92.5 million, primarily associated with growth in the loan portfolio and higher net charge-offs. Also, the stable to favorable trends in credit quality statistics in most lending categories experienced throughout 2005, deteriorated for some sectors in 2006. Rising loan delinquency levels were experienced due to economic conditions mainly in Puerto Rico and in the nonprime mortgage sector in the United States. Refer to the Credit Risk Management and Loan Quality section of this MD&A for a more detailed analysis of the allowance for loan losses, net charge-offs, non-performing assets and credit quality statistics.

•	Higher non-interest income by $24.2 million, or 3%, which included an increase in gains on the sale of loans related to E-LOAN’s loan production and other revenues at this subsidiary of $73.1 million. E-LOAN was acquired by the

ANNUAL REPORT [P3]

Table A
Components of Net Income as a Percentage of Average Total Assets

	For the Year
	2006	2005	2004	2003	2002

Net interest income	2.96%	3.07%	3.45%	3.71%	3.65%
Provision for loan losses	(0.60)	(0.42)	(0.45)	(0.57)	(0.65)
Sales and valuation adjustments of investment securities	0.01	0.11	0.04	0.21	(0.01)
Gain on sale of loans	0.24	0.18	0.11	0.15	0.19
Other non-interest income	1.43	1.40	1.38	1.45	1.53

	4.04	4.34	4.53	4.95	4.71
Operating expenses	(3.08)	(2.86)	(2.94)	(3.21)	(3.23)

Net income before tax and cumulative effect of accounting change	0.96	1.48	1.59	1.74	1.48
Income tax	(0.22)	(0.32)	(0.36)	(0.38)	(0.37)
Cumulative effect of accounting change, net of tax	—	0.01	—	—	—

Net income	0.74%	1.17%	1.23%	1.36%	1.11%

Corporation in the fourth quarter of 2005. Partially offsetting these increases were lower gains on sale and valuation adjustments of investment securities by $47.8 million. The results for the year ended December 31, 2006 included $22.2 million in net gains on sale of investment securities, mainly marketable equity securities, offset by $17.9 million of unfavorable valuation adjustments for other-than-temporary impairments of investment securities available-for-sale, principally interest-only securities of PFH. This compared to $67.4 million in net gains on sale of securities for 2005, offset by $15.8 million of unfavorable valuation adjustments for other-than-temporary impairments of investment securities. Also, in 2006, there were lower fees derived from Popular Cash Express (PCE), the Corporation’s check cashing operations in the U.S. mainland. The Corporation sold, in the fourth quarter of 2005, substantially all the assets of PCE. This subsidiary represented a reduction of $27.3 million in non-interest income compared with the 2005 results. Refer to the Non-Interest Income section of this MD&A for further information by category which, in the aggregate, contributed to the favorable variance in non-interest income.

•	Higher operating expenses by $156.9 million, or 12%, principally in the categories of personnel costs, business promotion, professional fees, and equipment expenses. E-LOAN’s share of the increase in operating expenses for the year 2006 approximated $133 million. PCE contributed with a reduction of $28 million, which represents the subsidiary’s costs for year 2005. Isolating the above impact in operating expenses from E-LOAN and PCE, the Corporation’s operating expenses for the year ended December 31, 2006 increased by $52 million, or 4%, compared with the previous year. The results for 2006 also included impairment losses on long-lived assets and goodwill related to PFH in the amount of $21.4 million. These impairment charges are explained further under the caption of PFH in the Reportable Segment Results section of this MD&A.
     Also, the year 2006 includes $9.7 million as part of other operating expenses representing a net loss for the month of December 2005 of those subsidiaries that changed their fiscal year in 2006. After tax, this change resulted in a net loss of $6.1 million. As previously described in the Corporation’s Form 10-K for the year ended December 31, 2005, in 2005, the Corporation commenced a two-year plan to change the reporting period of its non-banking subsidiaries to a December 31st calendar period, primarily as part of a strategic plan to put in place a corporate-wide integrated financial system and to facilitate the consolidation process. The $9.7 million includes the financial results for the month of December 2005 of PFH (excluding E-LOAN which already had a December 31st year-end closing), Popular FS, Popular Securities and Popular North America (holding company only). The impact of the change in fiscal year for those subsidiaries that implemented the change in 2005 was an increase in net income of $3.6 million and is presented in the consolidated statement of income for the year ended December 31, 2005 as a cumulative effect adjustment for a change in accounting principle. The change in presentation from 2005 to 2006 resulted after considering the provisions of SFAS No. 154 “Accounting Changes and Error Corrections”, which became effective for the Corporation in the first quarter of

POPULAR, INC. [P4]

Table B
Changes in Net Income Applicable to Common Stock and Earnings per Common Share

	2006		2005		2004
(In thousands, except per common share amounts)	Dollars	Per share	Dollars	Per share	Dollars	Per share

Net income applicable to common stock for prior year	$528,789	$1.98	$477,995	$1.79	$460,996	$1.74
Increase (decrease) from changes in:
Net interest income	3,703	0.01	48,696	0.18	90,823	0.34
Provision for loan losses	(92,488)	(0.35)	(16,615)	(0.06)	17,282	0.06
Sales and valuation adjustments of investment securities	(47,754)	(0.18)	36,859	0.14	(55,840)	(0.21)
Other non-interest income	71,964	0.27	139,645	0.53	38,601	0.15
Impairment losses on long-lived assets*	(7,232)	(0.03)	—	—	—	—
Amortization of intangibles and goodwill impairment losses	(17,037)	(0.06)	(1,735)	(0.01)	—	—
All other operating expenses	(132,604)	(0.50)	(155,453)	(0.58)	(57,929)	(0.22)
Income tax	42,029	0.16	(4,210)	(0.01)	(14,379)	(0.05)
Minority interest	—	—	—	—	435	—
Cumulative effect of accounting change	(3,607)	(0.01)	3,607	0.01	—	—

Net income before preferred stock dividends and change in average common shares	345,763	1.29	528,789	1.99	479,989	1.81
Increase in preferred stock dividends	—	—	—	—	(1,994)	(0.01)
Change in average common shares**	—	(0.05)	—	(0.01)	—	(0.01)

Net income applicable to common stock	$345,763	$1.24	$528,789	$1.98	$477,995	$1.79

*	Associated with PFH’s Restructuring and Integration Plan

**	Reflects the effect of the shares repurchased, plus the shares issued through the Dividend Reinvestment Plan and the subscription rights offering, and the effect of stock options exercised in the years presented.

2006. As of December 31, 2006, all subsidiaries of the Corporation have aligned their year-end closings to December 31st, similar to the parent holding company.

•	Lower income tax expense by $42 million, or 28%, due to lower taxable income, offset by factors such as lower exempt interest income, net of disallowance of expenses related to exempt income. Also, results for the year 2005 were favorably impacted by higher income subject to a lower preferential capital gain tax rate, while the results for 2006 were impacted by a temporary increase in the statutory income tax rate for Banco Popular de Puerto Rico from 41.5% to 43.5%. Refer to the Income Tax section of this MD&A for additional information.

•	Total assets at December 31, 2006 amounted to $47.4 billion, or $1.2 billion lower than total assets at the same date in the previous year. Total earning assets at December 31, 2006 decreased by approximately 3% compared with December 31, 2005, in part due to a deliberate reduction in the size of the Corporation’s securities portfolio and increased loan sales. Despite the latter, loan growth was strong, primarily targeted through business efforts in the commercial and consumer arena. As of December 31, 2006, loans, the primary interest-earning asset category for the Corporation, represented a $1.0 billion or 3% growth from December 31, 2005. For more detailed information on lending activities, refer to the Statement of Condition Analysis and Credit Risk Management and Loan Quality sections of this MD&A. Investment and trading securities, the second largest component of interest-earning assets, accounted for $2.1 billion of the decline in total assets from December 31, 2005.

•	Assets at December 31, 2006 were funded principally through deposits, primarily time deposits, and short-term funds. Deposits supported approximately 52% of the asset base, while borrowings, other liabilities and stockholders’ equity accounted for approximately 48%. For additional data on funding sources refer to the Statement of Condition Analysis and Liquidity Risk sections of this MD&A.

ANNUAL REPORT [P5]

Table C
Selected Financial Data

(Dollars in thousands, except per share data)	2006	2005	2004

CONDENSED INCOME STATEMENTS
Interest income	$3,064,441	$2,665,859	$2,216,265
Interest expense	1,636,531	1,241,652	840,754

Net interest income	1,427,910	1,424,207	1,375,511

Provision for loan losses	287,760	195,272	178,657
Sales and valuation adjustments of investment securities	4,359	52,113	15,254
Gain on sale of loans	117,421	83,297	44,168
Other non-interest income	687,705	649,865	549,349
Operating expenses	1,485,073	1,328,200	1,171,012
Income tax	106,886	148,915	144,705
Net (gain) loss of minority interest	—	—	—
Cumulative effect of accounting change, net of tax	—	3,607	—

Net income	$357,676	$540,702	$489,908

Net income applicable to common stock	$345,763	$528,789	$477,995

PER COMMON SHARE DATA*
Net income:
Basic before cumulative effect of accounting change	$1.24	$1.97	$1.79
Diluted before cumulative effect of accounting change	1.24	1.96	1.79
Basic after cumulative effect of accounting change	1.24	1.98	1.79
Diluted after cumulative effect of accounting change	1.24	1.97	1.79
Dividends declared	0.64	0.64	0.62
Book value	12.32	11.82	10.95
Market price	17.95	21.15	28.83
Outstanding shares:
Average	278,468,552	267,334,606	266,302,105
End of period	278,741,547	275,955,391	266,582,103

AVERAGE BALANCES
Net loans**	$32,078,716	$29,730,913	$25,143,559
Earning assets	44,930,391	43,245,684	37,621,648
Total assets	48,294,566	46,362,329	39,898,775
Deposits	23,264,132	22,253,069	19,409,055
Borrowings	20,545,546	20,091,520	16,954,909
Total stockholders’ equity	3,741,273	3,274,808	2,903,137

PERIOD END BALANCES
Net loans**	$32,736,939	$31,710,207	$28,742,261
Allowance for loan losses	522,232	461,707	437,081
Earning assets	43,660,568	45,167,761	41,812,475
Total assets	47,403,987	48,623,668	44,401,576
Deposits	24,438,331	22,638,005	20,593,160
Borrowings	18,533,816	21,296,299	19,882,202
Total stockholders’ equity	3,620,306	3,449,247	3,104,621

SELECTED RATIOS
Net interest yield (taxable equivalent basis)	3.44%	3.59%	3.95%
Return on average total assets	0.74	1.17	1.23
Return on average common stockholders’ equity	9.73	17.12	17.60
Dividend payout ratio to common stockholders	51.02	32.31	32.85
Efficiency ratio	67.16	62.30	59.86
Overhead ratio	47.31	38.12	40.88
Tier I capital to risk-adjusted assets	10.61	11.17	11.82
Total capital to risk-adjusted assets	11.86	12.44	13.21

*	Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods. All per share data have been adjusted to reflect two stock splits effected in the form of dividends on July 8, 2004 and July 1, 1998.

**	Includes loans held-for-sale.

POPULAR, INC. [P6]

Year ended December 31,
2003	2002	2001	2000	1999	1998	1997

$2,034,238	$2,023,797	$2,095,862	$2,150,157	$1,851,670	$1,651,703	$1,491,303
749,550	863,553	1,039,105	1,167,396	897,932	778,691	707,348

1,284,688	1,160,244	1,056,757	982,761	953,738	873,012	783,955

195,939	205,570	213,250	194,640	148,948	137,213	110,607
71,094	(3,342)	27	11,201	638	8,933	2,268
53,572	52,077	45,633	39,673	34,890	23,036	23,315
501,344	495,028	446,156	413,186	337,388	259,277	222,015
1,113,083	1,029,002	926,209	876,433	837,482	720,354	636,920
130,326	117,255	105,280	100,797	85,120	74,671	74,461
(435)	(248)	18	1,152	2,454	328	—
—	—	686	—	—	—	—

$470,915	$351,932	$304,538	$276,103	$257,558	$232,348	$209,565

$460,996	$349,422	$296,188	$267,753	$249,208	$223,998	$201,215

$1.74	$1.31	$1.09	$0.99	$0.92	$0.83	$0.75
1.74	1.31	1.09	0.99	0.92	0.83	0.75
1.74	1.31	1.09	0.99	0.92	0.83	0.75
1.74	1.31	1.09	0.99	0.92	0.83	0.75
0.51	0.40	0.38	0.32	0.30	0.25	0.20
9.66	9.10	7.97	6.96	5.76	5.93	5.19
22.43	16.90	14.54	13.16	13.97	17.00	12.38

265,481,840	267,830,164	272,476,576	271,814,952	271,171,268	271,064,172	268,073,928
265,783,892	264,878,094	272,724,728	271,997,234	271,308,584	271,274,654	270,730,816

$20,730,041	$18,729,220	$17,045,257	$15,801,887	$13,901,290	$11,930,621	$10,548,207
32,781,355	30,194,914	26,414,204	24,893,366	22,244,959	19,261,949	17,409,634
34,674,761	31,822,390	27,957,107	26,569,755	23,806,372	20,432,382	18,419,144
17,757,968	16,984,646	15,575,791	14,508,482	13,791,338	12,270,101	10,991,557
13,835,437	12,190,076	9,805,000	9,674,547	7,825,855	6,268,921	5,874,427
2,545,113	2,150,386	2,096,534	1,884,525	1,712,792	1,553,258	1,370,984

$22,602,192	$19,582,119	$18,168,551	$16,057,085	$14,907,754	$13,078,795	$11,376,607
408,542	372,797	336,632	290,653	292,010	267,249	211,651
34,451,748	31,899,765	29,139,288	26,339,431	23,754,620	21,591,950	18,060,998
36,434,715	33,660,352	30,744,676	28,057,051	25,460,539	23,160,357	19,300,507
18,097,828	17,614,740	16,370,042	14,804,907	14,173,715	13,672,214	11,749,586
14,949,236	12,955,966	11,588,221	10,785,239	9,154,468	7,297,742	5,689,460
2,754,417	2,410,879	2,272,818	1,993,644	1,660,986	1,709,113	1,503,092

4.28%	4.19%	4.33%	4.23%	4.65%	4.91%	4.84%
1.36	1.11	1.09	1.04	1.08	1.14	1.14
19.30	16.29	14.84	15.00	15.45	15.41	15.83
27.05	30.76	33.10	32.47	31.56	28.42	25.19
60.51	60.42	59.81	61.45	63.16	62.35	61.88
37.91	41.82	41.11	41.96	48.71	49.15	49.66
12.43	9.85	9.96	10.44	10.17	10.82	12.17
13.93	11.52	11.74	12.37	12.29	13.14	14.56

ANNUAL REPORT [P7]

•	Popular has accomplished deposit growth despite intense competitive pressures. The increase in time deposits from December 31, 2005 was mostly in retail certificates of deposits due to more aggressive campaigns. Also, during 2006, consumers once again reiterated their trust and recognition of E-LOAN’s brand name. In the third quarter of 2006, E-LOAN launched a deposit gathering campaign to raise deposits through BPNA by means of E-LOAN’s online platform. In a week, deposits raised by E-LOAN for its affiliate BPNA amounted to approximately $27 million. By the end of December 31, 2006, deposits outstanding gathered through E-LOAN reached $1.3 billion, primarily in certificates of deposit and savings accounts. The Corporation intends to continue to leverage the E-LOAN brand, technology and internet financial services platform over the next several years to complement the Corporation’s growth strategy in the U.S. operations.

•	Stockholders’ equity from December 31, 2005 to the same date in 2006 increased $171 million mainly due to earnings retention and to approximately $41 million in additional capital derived from the issuance of new shares of common stock under the subscription rights offering conducted at the end of 2005. These favorable variances were partially offset by a $40 million reduction in capital resulting from the adoption of SFAS No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans”, which requires the recording of the underfunded status of the Corporation’s pension and postretirement benefit plans as a liability, with an offset, net of tax, in accumulated other comprehensive income. Also, stockholders’ equity was reduced by a higher unrealized loss position in the valuation of the available-for-sale securities portfolio of approximately $17 million. The adoption of SFAS No. 158 effective on December 31, 2006 did not have a significant impact on the Corporation’s financial covenants. Also, it did not have an impact on the Corporation’s regulatory capital ratios. In December 2006, federal banking regulatory agencies announced an interim decision that SFAS No. 158 will not affect banking organizations’ regulatory capital. Until the agencies determine otherwise through the adoption of regulations, banks, bank holding companies, and savings associations should exclude from regulatory capital any amounts recorded in accumulated other comprehensive income resulting from the adoption and application of SFAS No. 158.

•	The Corporation’s common stock declined 15% in market value in 2006 closing at $17.95. The Corporation’s market capitalization at December 31, 2006 was $5.0 billion, compared with $5.8 billion at December 31, 2005. Popular’s cumulative total return for common stockholders, including reinvested dividends, was a positive 123.45% during the 5-year period ending December 31, 2006, which compares satisfactorily to the NASDAQ Composite Index return of 123.84% during the same period. The NASDAQ Bank Index was 160.07% for the 5-year period ending December 31, 2006. The shares of the Corporation’s common and preferred stock are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) system under the symbols BPOP and BPOPO, respectively. Table J shows the Corporation’s common stock performance on a quarterly basis during the last five years, including market prices and cash dividends declared.
     The Corporation, like other financial institutions, is subject to a number of risks, many of which are outside of management’s control, though efforts are made to manage those risks while optimizing returns. Among the risks assumed are: (1) market risk, which is the risk that changes in market rates and prices will adversely affect the Corporation’s financial condition or results of operations, (2) liquidity risk, which is the risk that the Corporation will have insufficient cash or access to cash to meet operating needs and financial obligations, (3) credit risk, which is the risk that loan customers or other counterparties will be unable to perform their contractual obligations, and (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. These four risks are covered in greater detail throughout this MD&A. In addition, the Corporation is subject to legal, compliance and reputational risks, among others.
     As a financial services company, the Corporation’s earnings are significantly affected by general business and economic conditions. Lending and deposit activities and fee income generation are influenced by the level of business spending and investment, consumer income, spending and savings, capital market activities, competition, customer preferences, interest rate conditions and prevailing market rates on competing products. The Corporation continuously monitors general business and economic conditions, industry-related indicators and trends, competition, interest rate volatility, credit quality indicators, loan and deposit demand, operational and systems efficiencies, revenue enhancements and changes in the regulation of financial services companies. The Corporation operates in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations. Also, competition with other financial institutions could adversely affect its profitability.
     The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2006, while not all inclusive, discusses additional

POPULAR, INC. [P8]

information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.
     Further discussion of operating results, financial condition and business risks is presented in the narrative and tables included herein.
Forward — Looking Statements
The information included in this report may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include descriptions of products or services, plans or objectives for future operations, and forecast of revenues, earnings, cash flows, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.
     By their nature, forward-looking statements are subject to numerous assumptions, risks and uncertainties. These statements are based on management’s current expectations. Actual results may differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions, competition, fiscal and monetary policies and legislation may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of detailed forward-looking statements, refer to the Corporation’s Form 10-K filed with the U.S. Securities and Exchange Commission for the year ended December 31, 2006. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.
Critical Accounting Policies / Estimates
The accounting and reporting policies followed by the Corporation and its subsidiaries conform with generally accepted accounting principles (GAAP) in the United States of America and general practices within the financial services industry. The Corporation’s significant accounting policies are described in detail in Note 1 to the consolidated financial statements and should be read in conjunction with this section.
     Critical accounting policies require management to make estimates and assumptions, which involve significant judgment about the effect of matters that are inherently uncertain and that involve a high degree of subjectivity. These estimates are made under facts and circumstances at a point in time and changes in those facts and circumstances could produce actual results that differ from those estimates. The following MD&A section is a summary of what management considers the Corporation’s critical accounting policies / estimates.
Securities’ Classification and Related Values
Management determines the appropriate classification of debt and equity securities at the time of purchase. Debt securities are classified as held-to-maturity (HTM) when the Corporation has the intent and ability to hold the securities to maturity. HTM securities are reported on the Corporation’s financial statements at amortized cost. Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as HTM or trading, except for equity or other securities which do not have readily available fair values, are classified as available-for-sale (AFS). Securities AFS are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in accumulated other comprehensive income (a component of stockholders’ equity). At December 31, 2006, unrealized net losses on the AFS securities, net of taxes, amounted to $155 million. Investments in equity or other securities that do not have publicly and readily determinable fair values are classified as other investment securities in the statement of condition and carried at the lower of cost or realizable value.
     The assessment of fair value applies to certain of the Corporation’s assets and liabilities, including the trading and investment portfolios. Fair values are volatile and are affected by factors such as market interest rates, technical factors affecting supply and demand, prepayment speeds and discount rates.
     Fair values for most of the Corporation’s trading and investment securities, including publicly-traded equity securities, are based on quoted market prices. If quoted market prices are not readily available, fair values are based on quoted prices of similar instruments. For information on the determination of the fair value of interest-only strips derived from securitization transactions, refer to the critical accounting policy described under the section Retained Interests on Transfers of Financial Assets — Nonprime Mortgage Loan Securitizations, in this MD&A. Significant changes in factors such as interest and prepayment rates could affect the value of the trading, AFS and HTM securities and cause the Corporation to recognize other-than-temporary impairments, thereby adversely affecting results of operations. Management assesses the fair value of its portfolio at least on a quarterly basis. Factors considered include for example, the nature of the investment, severity and duration of possible impairments, industry reports, sector credit ratings, economic environment, creditworthiness of the issuers and any guarantees, and the ability to hold the security until maturity or recovery. Any impairment that is considered other-than-temporary is recorded directly in the income statement.
     Notwithstanding the judgment required in determining the fair value of the Corporation’s assets and liabilities, management

ANNUAL REPORT [P9]

believes that its estimates of fair value are reasonable given the process of obtaining external prices, periodic reviews of internal models and the consistent application of methodologies from period to period.
Loans and Allowance for Loan Losses
Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding.
     Recognition of interest income on commercial and construction loans, lease financing, conventional mortgage loans and closed-end consumer loans is discontinued when loans are 90 days or more in arrears on payments of principal or interest, or when other factors indicate that the collection of principal and interest is doubtful. Income is generally recognized on open-end (revolving credit) consumer loans until the loans are charged-off. The Corporation adopted the standard industry practice for commercial loans of ceasing the accrual of interest at 90 days or more instead of 60 days or more, its prior policy, effective for the quarter ended March 31, 2004. Closed-end consumer loans and leases are charged-off when payments are 120 days in arrears. In the case of the Corporation’s non-bank consumer and mortgage lending subsidiaries, however, closed-end consumer loans are charged-off when payments are 180 days delinquent. Open-end (revolving credit) consumer loans are charged-off when payments are 180 days in arrears.
     One of the most critical and complex accounting estimates is associated with the determination of the allowance for loan losses. The provision for loan losses charged to current operations is based on this determination. The methodology used to establish the allowance for loan losses is based on SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” (as amended by SFAS No. 118) and SFAS No. 5 “Accounting for Contingencies.” Under SFAS No. 114, the Corporation considers a commercial loan to be impaired when the loan amounts to $250,000 or more and interest and / or principal is past due 90 days or more, or, when based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired commercial loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired commercial loans is part of the Corporation’s overall allowance for loan losses. SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. Under SFAS No. 5, the allowance for loan losses for the Corporation is based on historical net charge-offs experience by loan type and legal entity.
     The Corporation’s management evaluates the adequacy of the allowance for loan losses on a monthly basis following a systematic methodology in order to provide for known and inherent risks in the loan portfolio. In developing its assessment of the adequacy of the allowance for loan losses, the Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic developments affecting companies in specific industries and specific issues with respect to single borrowers. Other factors that can affect management’s estimates are the years of historical data to include when estimating losses, the level of volatility of losses in a specific portfolio, changes in underwriting standards, financial accounting standards and loan impairment measurement, among others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold, may all affect the required level of the allowance for loan losses.
     A discussion about the process used to estimate the allowance for loan losses is presented in the Credit Risk Management and Loan Quality section of this MD&A.
Retained Interests on Transfers of Financial Assets — Nonprime Mortgage Loan Securitizations
In nonprime mortgage loan securitizations, the Corporation combines the nonprime mortgage loans that are originated or purchased in pools to serve as collateral for asset-backed securities that are issued to the public. In connection with PFH’s securitization transactions, the Corporation is party to pooling and servicing agreements in which the Corporation transfers (on a servicing retained basis) certain of the Corporation’s loans to a special purpose entity, which in turn transfers the loans to a securitization trust vehicle.
     In order to determine the proper accounting treatment for each securitization transaction, management evaluates whether or not the Corporation retained or surrendered control over the transferred assets by reference to the conditions set forth in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities — a replacement of FASB Statement No. 125.” All terms of these transactions are evaluated against the conditions set forth in this statement, including among the principal factors the isolation of transferred assets from the transferor, transferee’s right to pledge or exchange the transferred assets, and entitlement and obligation to repurchase or redeem the assets.
     When the transfer of nonprime mortgage loans is executed in a manner such that the Corporation surrenders control over the collateral and meets all required sale criteria of SFAS No. 140, the transfer is accounted for as a sale to the extent that consideration other than beneficial interests is received in exchange (“off-balance

POPULAR, INC. [P10]

sheet securitizations”). In accordance with SFAS No. 140, a gain or loss on the sale is recognized based on the carrying amount of the financial assets involved in the transfer, allocated between the assets transferred and the retained interests based on their relative fair value at the date of transfer. In a loan securitization accounted for as a sale of assets, the Corporation normally retains the right to service the underlying mortgage loans and also retains the residual interest certificates, also referred to as interest-only strips (IOs). The estimated fair value of the securitization components is considered a critical accounting estimate as the valuation assumptions used regarding economic conditions and the makeup of the collateral, including interest rates, principal payments, prepayments and loan defaults, are highly uncertain and require a high degree of judgment.
     During 2006, the Corporation completed three off-balance sheet securitizations of nonprime mortgage loans which met the criteria for sale accounting under SFAS No. 140. Approximately, $1.0 billion in adjustable and fixed rate mortgage loans were securitized and sold by PFH during this period, with a gain on sale of approximately $19 million. As part of these transactions, the Corporation recognized mortgage servicing rights (MSRs) of $19 million and IOs of $37 million.
     When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 sales criteria, the Corporation is not permitted to derecognize the transferred financial assets and the transaction is accounted for as a secured borrowing. In these cases, the assets remain on the Corporation’s financial statements and a liability is recorded for the related asset-backed securities (“on-balance sheet securitizations”). The loans transferred to the trusts are included on the consolidated statement of condition as pledged loans held-in-portfolio. Since the Corporation retains the servicing of the loans in on-balance sheet securitizations, it recognizes MSRs at the time of securitization as they become a distinct asset that can be contractually separated from the underlying loans.
     During 2006, PFH completed three on-balance sheet securitizations involving approximately $1.2 billion in adjustable and fixed rate mortgage loans. As part of these transactions, the Corporation recognized MSRs of $17 million.
     The recorded IOs and MSRs resulting from the nonprime mortgage loan securitizations are subject to the valuation techniques described below since quoted market prices for these types of assets are not readily available because these assets are not actively traded.
Interest-only strips
IOs retained as part of off-balance sheet securitizations of nonprime mortgage loans prior to 2006 are classified as investment securities available-for-sale and are presented at fair value in the consolidated statements of condition. Related unrealized gains and losses are excluded from earnings and reported net of tax in accumulated other comprehensive income until realized, or in earnings if an unrealized loss has been determined to be other-than-temporary. PFH’s IOs classified as available-for-sale as of December 31, 2006 amounted to $49 million.
     Commencing in January 2006, the IOs derived from PFH’s newly-issued off-balance sheet securitizations are being accounted for as trading securities. As such, any valuation adjustment related to these particular IOs is being recorded as part of trading account profit (loss) in the consolidated statements of income. IOs accounted for as trading securities from PFH securitizations amounted to $37 million at December 31, 2006.
     The cash flows the Corporation receives on IOs are dependent on the interest rate environment, default and prepayment experience of the borrowers of the underlying mortgage loan collateral and the interest spread between the coupon on the underlying loans and the cost of financing, considering overcollateralization, which is designed to protect the primary security holder from credit loss on the underlying loans. As payments are received, they are applied to the cost basis of the IO. Each period, the accretable yield for each IO is evaluated and, to the extent there has been a change in the estimated cash flows, it is adjusted and applied prospectively. The accretable yield is recorded as interest income with a corresponding increase to the cost basis of the IO.
     The fair value of the IOs for each securitization deal is determined by a third-party by using a cash flow model to calculate the present value of projected future cash flows. All economic assumptions are internally developed and provided to the third-party by the Corporation (the internal-based valuation). The assumptions, which are highly uncertain and require a high degree of judgment, include primarily market discount rates, anticipated prepayment speeds, delinquency and loss rates. The assumptions used are drawn from a combination of internal and external data sources. The principal assumptions and their sources are summarized below:
•	Prepayment rates on loan collateral are estimated by product types (adjustable and fixed rate mortgages) by analyzing internal loan collateral prepayment performance and prepayment data obtained from research reports and publications provided by industry participants.

•	Discount rates are determined based on the inherent risk associated with the specific cash flow stream and rates of return observed in the capital markets for instruments with similar cash flow characteristics.

ANNUAL REPORT [P11]

•	Future interest rates are projected from a forward yield curve obtained from nationally recognized market data service providers, such as Bloomberg.

•	Credit losses are estimated by utilizing an industry standard predictive credit performance model and allocated over the expected life of the collateral by utilizing a default curve developed by a nationally recognized credit rating agency. Credit losses are determined for the major product types (adjustable and fixed rate mortgages) in the collateral pool being securitized and are calibrated by analyzing actual loss experience realized by the Corporation to that projected by the model for the same type of collateral.
     The assumptions set is periodically refined as data is updated, accumulated and analyzed, tools utilized for analysis become more sophisticated and market conditions change. This is based on the same framework utilized to determine the initial assumptions used to calculate fair value. Any measurement of the fair value of IOs is limited by the existing conditions and the assumptions utilized as of a particular point in time. Those same assumptions may not be appropriate if applied at a different point in time.
     A third-party valuation of the fair value of the IOs, in which all economic assumptions are determined by this third-party (the external-based valuation), is obtained on a quarterly basis in connection with the preparation of the financial statements, and is used by management only as a benchmark to evaluate the adequacy of the cash flow model and the reasonableness of the assumptions and fair value estimates developed internally for the internal-based valuation. The external-based valuations are analyzed and assumptions are evaluated and incorporated in the internal-based valuation model when deemed necessary and agreed upon by management.
     The Corporation requires that internally determined assumptions be documented and validated quarterly, and that significant deviations in assumptions when compared with outside sources be investigated and substantiated with factual data.
     During the year ended December 31, 2006, the Corporation recorded other-than-temporary impairment losses of $17.8 million related with the IOs derived from the off-balance sheet securitizations that are classified as available-for-sale. Also, the Corporation recognized approximately $1 million in trading account losses associated with the IOs classified as trading securities.
     These unfavorable adjustments resulted from a refinement of the set of assumptions used following the framework previously described. Specifically, during 2006, three principal assumption changes were made based on changes in market conditions in the nonprime mortgage market, additional data obtained from external sources, and historical data of PFH’s collateral. The changes made and factors considered included:
•	The discount rate was increased from 14% to 16% for MSRs (associated with PFH’s securitizations) and from 15% to 17% for IOs. Given the increase in observed rates of return for risk-free securities and a corresponding increase in discount rates observed in the market for MSRs, the Corporation decided it was appropriate to increase its discount rate assumption for MSRs from 14% to 16%. This was consistent with a change made by the external-party valuator in which the discount rate was increased to 16% for MSRs after enhancing its methodology to allow for more granular analysis based on the segmentation of the collateral by credit scores.

The market for IOs is limited and relatively illiquid. As such, the derived discount rate is specific to the owner of the investment. Given the increase in risk-free rates of return, the increase in the discount rate utilized for MSRs, and other internal factors and qualitative market observations, the Corporation decided it was appropriate to increase the discount rate utilized to capitalize IOs to 17%.

•	A vectored prepayment curve was implemented during 2006 to estimate prepayment rates as opposed to a straight-line 35% CPR prepayment estimate for adjustable rate mortgages after the completion of an analysis on the behavior of the collateral. Management felt that this change, supported by static pool analysis of the loan collateral, better reflects actual loan prepayment behavior than the straight-line assumption since it more accurately captures prepayment rate volatility, especially in the first twenty-four months of the loan.

•	The assumption utilized to determine the timing of when credit losses in a particular pool of loans begin to be realized was changed from 9 to 13 months. The loss timing model previously utilized by the Corporation assumed that credit losses start to be realized after an aging period of 9 months. The monthly allocation “timing” of cumulative losses in the model is derived using a default curve developed by a nationally recognized credit rating agency as a basis for timing credit loss realization. Additionally, the Corporation applied the 9 month delay on a “point in time” basis. Essentially, losses in the model started in the 10th month from current, regardless of the age of the securitization. During 2006, the Corporation completed an analysis of historical loss timing using historical activity from PFH’s securitizations completed during 2003 through 2005. This analysis showed that losses, of a measurable amount, generally start being realized after an aging period of approximately 13-15 months. As a result, beginning in the second quarter of 2006, the Corporation began using a 13-

POPULAR, INC. [P12]

month aging period to better reflect historical loss timing experience. The 13-month delay period is age adjusted within the model.
     Refinements to assumptions, as well as model mechanics, are typical in the on-going modeling process. As such, enhancements to the estimation process are to be expected in the normal assumption development process. Management believes that the value of the Corporation’s IOs as of December 31, 2006 is reasonable, but no assurance can be provided that future changes in interest rates, prepayments and loss experience, or changes in the market discount rate will not require additional write-downs.
     Refer to Note 21 to the consolidated financial statements for information on the key economic assumptions used in measuring the fair value of the IOs at the dates of the securitizations and as of the end of 2006. Also, such note provides a sensitivity analysis based on immediate changes to the most critical assumptions used in determining the fair value at December 31, 2006.
Mortgage Servicing Rights
On a quarterly basis, the Corporation evaluates for impairment the carrying value of MSRs based on their estimated fair value. If the estimated fair value is less than the carrying amount, the MSRs are written down to the amount of the estimated fair value. For nonprime mortgage loan securitizations, the Corporation has defined the MSR stratum based on the predominant risk characteristics of the underlying loans: fixed or adjustable rate mortgages.
     Similar to the IOs, the Corporation estimates fair value of each MSR stratum related to the nonprime securitized loans using a third-party valuation model that calculates the present value of projected future cash flows in which all economic assumptions are determined by the Corporation. The valuation of MSRs requires the Corporation to make estimates of numerous market assumptions, such as interest rates, prepayment assumptions, servicing costs, discount rates, and the payment performance of the underlying loans. These MSRs are valued using a static interest rate simulation.
     Economic assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of MSRs is limited by the existing conditions and the assumptions utilized as of a particular point in time. Those same assumptions may not be appropriate if applied at a different point in time.
     Third-party appraisals of the fair value of the nonprime mortgage loans’ MSRs, in which all economic assumptions are determined by the third party, are obtained on a quarterly basis, and are used by management only as a benchmark to evaluate the reasonableness of the fair value estimates made internally. These external-based valuations are analyzed and assumptions are evaluated and incorporated in the internal-based valuation model when validated and agreed upon by management. The Corporation requires that internally determined assumptions be documented and validated quarterly, and that significant deviations in assumptions when compared with outside sources be investigated and substantiated with factual data.
     If the Corporation determines that an MSR stratum is impaired, management analyzes certain attributes of that stratum to assess whether the impairment is temporary or permanent. If management concludes that the impairment is temporary, a valuation allowance is established and a reduction to earnings is recorded. If it is later determined that all or a portion of the temporary impairment no longer exists for a particular stratum, the valuation allowance is reduced through a recovery in earnings. Charge-offs to the valuation allowance are recorded if management concludes that the impairment is permanent. Both adjustments, permanent or temporary, impact the net earnings for the period. Any fair value in excess of the cost basis of the servicing assets for a given stratum is not recognized.
     As indicated earlier in the IOs section, during 2006, the Corporation raised the discount rate used for valuing MSRs derived from securitizations of nonprime mortgage loans from 14% to 16%. Refer to Note 21 to the consolidated financial statements for information on the key economic assumptions used in measuring the fair value of the MRSs recorded by PFH at the dates of the securitizations and as of the end of 2006. Also, Note 21 provides a sensitivity analysis based on immediate changes to the most critical assumptions used in determining the fair value at December 31, 2006.
Income Taxes
The calculation of our periodic income taxes is complex and requires the use of estimates and judgments. The Corporation has recorded two accruals for income taxes: (1) the net estimated amount currently due or to be received from taxing jurisdictions, including any reserve for potential examination issues, and (2) a deferred income tax that represents the estimated impact of temporary differences between how the Corporation recognizes assets and liabilities under GAAP, and how such assets and liabilities are recognized under the tax code. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized. Differences in the actual outcome of these future tax consequences could impact the Corporation’s financial position or its results of operations. In estimating taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial and regulatory guidance.

ANNUAL REPORT [P13]

     In June 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109” (FIN 48), which prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Under the new guidance, a tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. The accounting provisions of FIN 48 are effective for the Corporation beginning January 1, 2007. Management is currently evaluating the impact of FIN 48, but does not anticipate that its adoption will result in a material impact to the consolidated financial statements.
     Changes in the Corporation’s estimates can occur due to changes in tax rates, new business strategies, newly enacted guidance, and resolution of issues with taxing authorities regarding previously taken tax positions. Such changes could affect the amount of accrued taxes.
     SFAS No. 109, “Accounting for Income Taxes”, requires the recognition of income taxes on the unremitted earnings of subsidiaries, unless these can be remitted on a tax-free basis or are permanently invested. Certain of the Corporation’s United States subsidiaries (which are considered foreign under Puerto Rico income tax law) have never remitted retained earnings since these are necessary to carry out the Corporation’s expansion plans in the respective markets of those subsidiaries, thus considered to be permanently invested. In addition, the Corporation has no foreseeable need for the subsidiaries’ earnings given its ability to service its dividend program from the earnings of its domestic units. As of December 31, 2006, the Corporation has not accumulated deferred taxes on approximately $407 million of retained earnings held by the subsidiaries. Had the Corporation recorded a deferred tax liability on the unremitted earnings of its U.S. subsidiaries, it would have approximated $4.4 million for the year 2006 and $40.7 million on a cumulative basis at December 31, 2006.
Goodwill and Other Intangible Assets
The Corporation’s goodwill and other identifiable intangible assets having an indefinite useful life are tested for impairment based on the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets.” Intangibles with indefinite lives are evaluated for impairment at least annually and on a more frequent basis if events or circumstances indicate impairment could have taken place. Such events could include, among others, a significant adverse change in the business climate, an adverse action by a regulator, an unanticipated change in the competitive environment and a decision to change the operations or dispose of a reporting unit.
     As of December 31, 2006, goodwill totaled $668 million, while other intangibles with indefinite useful lives, mostly associated with E-LOAN’s trademark, amounted to $65 million. Refer to Notes 1 and 10 to the consolidated financial statements for further information on goodwill and other intangible assets. Note 10 to the consolidated financial statements provides an allocation of goodwill by business segment.
     During the third quarter of 2006, the Corporation performed the annual goodwill impairment evaluation for the entire organization. The reporting units utilized for this evaluation were those that are one level below the business segments identified in Note 10 to the consolidated financial statements. The impairment evaluation is performed in two steps. The first step of the goodwill evaluation process is to determine if potential impairment exists in any of the Corporation’s reporting units, and is performed by comparing the fair value of the reporting units with their carrying amount, including goodwill. If required from the results of this step, a second step measures the amount of any impairment loss. The second step process estimates the fair value of the unit’s individual assets and liabilities in the same manner as if a purchase of the reporting unit was taking place. If the implied fair value of goodwill calculated in step two is less than the carrying amount of goodwill for the reporting unit, an impairment is indicated and the carrying value of goodwill is written down to the calculated value.
     In determining the fair value of a reporting unit, the Corporation generally uses a combination of methods, including market price multiples of comparable companies and the dividend discount model, which is a specific approach of discounted cash flow analysis.
     The computations require management to make estimates and assumptions. Critical assumptions that are used as part of these evaluations include:
•	selection of comparable publicly traded companies, based on nature of business, location and size;

•	selection of comparable acquisition transactions;

•	the discount rate applied to future earnings, based on an estimate of the cost of equity;

•	the potential future earnings of the reporting unit;

•	market growth and new business assumptions;

•	the relative weight given to the valuations derived by the different valuation methods.
     For purposes of the market comparable approach, valuations were determined by calculating average price multiples of relevant

POPULAR, INC. [P14]

revenue drivers from a group of companies that are comparable to the reporting unit being analyzed and applying those price multiples to the revenue drivers of the reporting unit. While the market price multiple is not an assumption, a presumption that it provides an indicator of the value of the reporting unit is inherent in the valuation. The determination of the market comparables also involves a degree of judgment.
     For purposes of the dividend discount model approach, the discounted cash flows were calculated using a combination of historical results, estimated future cash flows and the assumption that all capital in excess of regulatory minimum balances is distributed to shareholders. Any excess or deficiency of regulatory capital is added or reduced from cash flow to determine the free cash flow available to shareholders. The Corporation uses its internal Asset Liability Management Committee (ALCO) forecasts to estimate future cash flows. The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 9.06% to 19.86%.
     As indicated in the Overview section and as later described in detail in the Reportable Segment Results section of this MD&A, management made a decision to exit certain operations of PFH. This determination was approved by the Corporation’s Board of Directors in January 2007. Management updated the goodwill impairment test during December 2006 based on the new business developments at PFH and business decisions being made during the fourth quarter of 2006 and beginning of 2007. As a result of this impairment analysis, the Corporation recorded $14.2 million in goodwill impairment associated with the exited operations of PFH.
     The annual goodwill impairment evaluation performed for the other reporting units indicated there was no impairment of goodwill.
     The goodwill impairment evaluation process requires the Corporation to make estimates and assumptions with regard to the fair value of the reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact the Corporation’s results of operations and the reporting units where the goodwill is recorded. However, had our estimated fair value calculated for all units evaluated using the market comparable approach been 15% lower, there would still be no indication of impairment for any of the Corporation’s reporting units.
     The valuation of the E-LOAN trademark was performed using a valuation approach called the “relief-from-royalty” method. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademarks and trade names, Popular is relieved from having to pay a royalty, usually expressed as a percentage of revenue, for the use of trademarks and trade names. The main estimates involved in the valuation of this intangible asset included the determination of:
•	an appropriate royalty rate;

•	the revenue projections that benefit from the use of this intangible;

•	the after-tax royalty savings derived from the ownership of the intangible; and

•	the discount rate to apply to the projected benefits to arrive at the present value of this intangible.
     Since estimates are an integral part of this trademark impairment analysis, changes in these estimates could have a significant impact on the calculated fair value.
     The annual impairment evaluation concluded that no impairment existed in the E-LOAN trademark.
Pension and Postretirement Benefit Obligations
The Corporation provides pension and restoration benefit plans for certain employees of various subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The benefit costs and obligations of these plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rate, rate of compensation increase and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against industry assumptions and the actual experience of the Corporation. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the plans and related valuation assumptions are included in Note 22 to the consolidated financial statements.
     The Corporation periodically reviews its assumption for long-term expected return on pension plan assets in the Banco Popular de Puerto Rico Retirement Plan, which is the Corporation’s largest pension plan with a market value of assets of $529 million at December 31, 2006. The expected return on plan assets is determined by considering a total fund return estimate based on a weighted average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.
     As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2007 to develop expected rates of return. This forecast reflects the actuarial firm’s expected long-term rates of return for each significant asset class or economic indicator; for example, 9.1% for large / mid-cap stocks,

ANNUAL REPORT [P15]

5.6% for fixed income, and 2.7% inflation at January 1, 2007. The range of return developed relies both on forecasts and on broad-market historical benchmarks for expected return, correlation, and volatility for each asset class.
     As a consequence of recent reviews, the Corporation left unchanged its expected return on plan assets for year 2007 at 8.0%, similar to the expected rate assumed in 2005 and 2006.
     Pension expense for the Banco Popular de Puerto Rico Retirement Plan in 2006 amounted to $3.1 million. This included a credit of $39.4 million reflecting the expected return on assets.
     Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2007 from 8.00% to 7.50% would increase the projected 2007 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.6 million.
     As indicated in the Overview section of this MD&A, on December 31, 2006, the Corporation adopted SFAS No. 158, and commenced to account for the underfunded status of the Corporation’s pension and postretirement benefit plans as a liability, with an offset, net of tax, in accumulated other comprehensive income. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s consolidated statement of financial condition. The valuation of pension plan obligations is discussed above. Management believes that the fair value estimates of the pension plan assets are reasonable given that the plan assets are managed, in the most part, by the fiduciary division of BPPR, which is subject to periodic audit verifications. Also, the composition of the plan assets, as disclosed in Note 22 of the consolidated financial statements, is primarily in equity and debt securities, which have readily determinable quoted market prices.
     The Corporation considers the Citigroup Pension Liability Index as a guide in the selection of the discount rate, as well as a bond matching analysis performed by the consulting actuaries. It also uses prevailing Moody’s Long-term AA Corporate Bond yield for consistency with prior years. The Corporation decided to use a discount rate of 5.75% to determine the benefit obligation at December 31, 2006, compared with 5.50% at December 31, 2005.
     A 50 basis point increase / decrease in the assumed discount rate of 5.75% as of the beginning of 2007 would decrease / increase the projected 2007 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $0.6 million and $3.0 million, respectively. The change would not affect the minimum required contribution to the Plan.
     The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2006. The Corporation had an accrual for postretirement benefit costs of $135 million at December 31, 2006. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 22 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have in the cost components and postretirement benefit obligation of the Corporation.
Statement of Income Analysis
Net Interest Income
Net interest income represents the Corporation’s primary source of earnings with 64% of total revenues (defined as net interest income plus non-interest income) for 2006. There are various factors which may cause the net interest income to fluctuate from period to period, which include interest rate volatility, the shape of the yield curve, changes in volumes and mix of earning assets and interest bearing liabilities, the repricing characteristics of these assets and liabilities, as well as derivative transactions entered into by the Corporation.
     The Corporation’s interest earning assets include investment securities and loans on which the interest is exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are investments in obligations of the U.S. Government, its agencies and government-sponsored entities, and the P.R. Commonwealth and its agencies. Also, earning assets held by the Corporation’s international banking entities, mainly collateralized mortgage obligations, are tax-exempt under Puerto Rico tax laws. To facilitate the comparison of all interest data related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates. In 2005, the Government of Puerto Rico approved a temporary, two-year additional tax of 2.5% for corporations, which increased the marginal tax rate from 39% to 41.5%. In addition, in 2006 the Government of Puerto Rico approved a temporary one-year additional tax of 2.0% for banking entities. As a result, the statutory income tax rates for the Corporation’s P.R. operations during the year ended December 31, 2006 were 43.5% for BPPR and 41.5% for the non-bank subsidiaries. The taxable equivalent adjustment includes the impact to the Corporation of tax-exempt income and interest expense disallowance associated to this government decree. The statutory income tax rate considered for the Corporation’s U.S. operations was 35%.
     Average outstanding investment securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective loan categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Interest income for the year ended December 31, 2006, included an unfavorable impact of $18 million, consisting principally of the

POPULAR, INC. [P16]

amortization of loan origination costs (net of origination fees) and the amortization of net premiums on loans purchased. This negative impact was partially offset by prepayment penalty fees and late payment charges. The unfavorable impact for the years ended December 31, 2005 and 2004 amounted to $42 million and $36 million, respectively. The reduction between 2005 and 2006 was mainly the result of a lower balance of premium amortized related to mortgage loans purchased as part of the U.S. operations due to a slowdown in loan prepayments and a reduction in the volume of purchased loans.
     The year 2006 continued to present challenges similar to the ones faced during 2005. The combination of rising short-term interest rates, relatively stable long-term interest rates, and intense loan and deposit price competition has negatively impacted the Corporation’s net interest margin.
     The average key index rates for the years 2004 through 2006 were as follows:

	2006	2005	2004

Prime rate	7.96%	6.19%	4.35%
Fed funds rate	4.96	3.20	1.34
3-month LIBOR	5.20	3.57	1.62
3-month Treasury Bill	4.84	3.20	1.39
10-year Treasury	4.79	4.28	4.26
FNMA 30-year	6.32	5.72	5.60

     Table D presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2006, as compared with the same period in 2005, segregated by major categories of interest earning assets and interest bearing liabilities.
     The decrease in the investment portfolio was mainly the result of the Corporation’s de-leveraging strategy. The strategy included not replacing low yield investments that matured during 2006 and redirecting part of the proceeds from the maturity of securities to fund the growth in loans, which are generally higher yielding assets.
     The increase in average earning assets for the year ended December 31, 2006, compared with the previous year, was principally due to the 8% increase in the average loan portfolio. Commercial loans represented 77% of the total increase in average loans. Approximately 60% of the increase in average commercial loans took place in Puerto Rico, demonstrating the Corporation’s strength in this sector, while the U.S. operations accounted for approximately 40% of the total commercial loan growth, also evidencing successful lending initiatives, including those targeted to the construction sector. The average balances of mortgage loans decreased from 2005 to 2006 mainly as a result of efforts made by the Corporation to sell low yielding assets as well as a slowdown in the U.S. housing market which impacted the volume of loan originations. Refer to the Non-Interest Income section of this MD&A for information on certain major transactions involving the sale of mortgage loans during 2006. Consumer loans increased 16% primarily as a result of E-LOAN’s auto loan production, coupled with growth in the Puerto Rico operations, primarily in personal loans and credit cards. Refer to the Statement of Condition Analysis section of this MD&A for more detailed factors that contributed to the variances in the different loan portfolios.
     The increase in the volume of earning assets was funded mainly through a combination of interest bearing deposits, as well as short and long-term borrowings. See Table M for a complete detail of average deposits by category. The increase in average interest bearing deposits took place mainly in time deposits due to sales efforts and marketing initiatives, deposits gathered through E-LOAN’s platform and competitive pricing to attract deposits. Total borrowings increased primarily as a result of issuances of medium-term notes and short-term funding facilities. Furthermore, refer to the Statement of Condition Analysis and Liquidity Risk sections included in this MD&A for particular factors contributing to the rise in the Corporation’s funding activities.
     The decrease in the net interest margin for the year ended December 31, 2006, compared with the previous year, was partly attributed to the following factors:
•	The average cost of interest bearing liabilities rose, principally due to tightening in monetary policy by the Federal Reserve (FED). During 2006, the FED raised the federal funds target rate an additional 100 basis points, increasing this rate from 4.25% on December 31, 2005 to 5.25% by June 30, 2006 and remaining at that rate as of December 31, 2006.

•	There was an increase in the cost of long-term debt resulting primarily from secured debt with floating rates derived from mortgage loan on-balance sheet securitization transactions by PFH.

•	Increased cost of interest bearing deposits primarily due to growth in average time deposits, which is a higher-cost category, combined with the impact of higher costs in money market accounts and an increase in the cost of certain NOW accounts with floating rates. The competitive environment for deposit retention experienced during 2005 continued in 2006, and as a result contributed to the increase in cost.
     Partially offsetting these unfavorable variances were the following contributors:
•	The yield for commercial loans increased, when compared to 2005, in part due to a high proportion of loans with floating rates which were favorably impacted by the rising interest rates. As of December 31, 2006, approximately 61% of the commercial and construction loans portfolio

ANNUAL REPORT [P17]

Table D
Net Interest Income — Taxable Equivalent Basis

Year ended December 31,
(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2006	2005	Variance	2006	2005	Variance		2006	2005	Variance	Rate	Volume

$564	$797	($233)	5.56%	4.18%	1.38%	Money market investments	$31,382	$33,319	($1,937)	$8,592	($10,529)
11,774	12,230	(456)	5.14	4.83	0.31	Investment securities	605,588	591,089	14,499	38,049	(23,550)
513	488	25	6.63	6.65	(0.02)	Trading securities	34,004	32,427	1,577	(123)	1,700

12,851	13,515	(664)	5.22	4.86	0.36		670,974	656,835	14,139	46,518	(32,379)

						Loans:
13,613	11,815	1,798	7.63	6.73	0.90	Commercial and construction	1,038,497	794,899	243,598	113,981	129,617
1,283	1,303	(20)	7.57	7.57	—	Leasing	97,166	98,618	(1,452)	60	(1,512)
12,113	12,238	(125)	6.93	6.53	0.40	Mortgage	839,515	799,332	40,183	48,421	(8,238)
5,070	4,375	695	10.53	10.12	0.41	Consumer	533,692	442,662	91,030	16,012	75,018

32,079	29,731	2,348	7.82	7.18	0.64		2,508,870	2,135,511	373,359	178,474	194,885

$44,930	$43,246	$1,684	7.08%	6.46%	0.62%	Total earning assets	$3,179,844	$2,792,346	$387,498	$224,992	$162,506

						Interest bearing deposits:
$3,878	$3,732	$146	2.06%	1.49%	0.57%	NOW and money market*	$79,820	$55,645	$24,175	$20,257	$3,918
5,440	5,677	(237)	1.43	1.23	0.20	Savings	77,611	69,940	7,671	9,953	(2,282)
9,977	8,776	1,201	4.24	3.48	0.76	Time deposits	422,663	305,228	117,435	72,341	45,094

19,295	18,185	1,110	3.01	2.37	0.64		580,094	430,813	149,281	102,551	46,730

10,677	10,327	350	4.86	3.38	1.48	Short-term borrowings	518,960	349,203	169,757	162,016	7,741
9,868	9,764	104	5.45	4.73	0.72	Medium and long-term debt	537,477	461,636	75,841	73,812	2,029

39,840	38,276	1,564	4.11	3.24	0.87	Total interest bearing liabilities	1,636,531	1,241,652	394,879	338,379	56,500
3,970	4,069	(99)				Non-interest bearing demand deposits
1,120	901	219				Other sources of funds

$44,930	$43,246	$1,684	3.64%	2.87%	0.77%

			3.44%	3.59%	(0.15%)	Net interest margin

						Net interest income on a taxable equivalent basis	1,543,313	1,550,694	(7,381)	($113,387)	$106,006

			2.97%	3.22%	(0.25%)	Net interest spread

						Taxable equivalent adjustment	115,403	126,487	(11,084)

						Net interest income	$1,427,910	$1,424,207	$3,703

Notes: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

*	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

had floating or adjustable interest rates. Also, yields in fixed rate loans originated in 2006 increased due to the higher interest rate scenario, in spite of competitive pressures in new originations.

•	The yield of mortgage loans increased, when compared to 2005, mainly as a result of a decrease in the premium amortization due to a slowdown in the prepayment activity in the U.S. market as well as a decrease in the amount of mortgage loans purchased as part of PFH’s operations. Also, contributing to this variance was a sale by BPPR to a U.S. financial institution of approximately $0.6 billion in low yielding mortgage loans during the third quarter of 2006.

POPULAR, INC. [P18]

(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2005	2004	Variance	2005	2004	Variance		2005	2004	Variance	Rate	Volume

$797	$835	($38)	4.18%	3.07%	1.11%	Money market investments	$33,319	$25,660	$7,659	$8,058	($399)
12,230	11,162	1,068	4.83	4.54	0.29	Investment securities	591,089	506,785	84,304	33,913	50,391
488	481	7	6.65	5.70	0.95	Trading securities	32,427	27,387	5,040	4,669	371

13,515	12,478	1,037	4.86	4.49	0.37		656,835	559,832	97,003	46,640	50,363

						Loans:
11,815	9,371	2,444	6.73	5.85	0.88	Commercial and construction	794,899	548,318	246,581	89,981	156,600
1,303	1,125	178	7.57	8.56	(0.99)	Leasing	98,618	96,233	2,385	(11,836)	14,221
12,238	10,999	1,239	6.53	6.67	(0.14)	Mortgage	799,332	733,218	66,114	(15,052)	81,166
4,375	3,649	726	10.12	10.62	(0.50)	Consumer	442,662	387,521	55,141	(16,452)	71,593

29,731	25,144	4,587	7.18	7.02	0.16		2,135,511	1,765,290	370,221	46,641	323,580

$43,246	$37,622	$5,624	6.46%	6.18%	0.28%	Total earning assets	$2,792,346	$2,325,122	$467,224	$93,281	$373,943

						Interest bearing deposits:
$3,732	$2,966	$766	1.49%	1.17%	0.32%	NOW and money market*	$55,645	$34,756	$20,889	$9,414	$11,475
5,677	5,408	269	1.23	1.06	0.17	Savings	69,940	57,270	12,670	9,319	3,351
8,776	7,117	1,659	3.48	3.35	0.13	Time deposits	305,228	238,325	66,903	8,917	57,986

18,185	15,491	2,694	2.37	2.13	0.24		430,813	330,351	100,462	27,650	72,812

10,327	8,782	1,545	3.38	1.88	1.50	Short-term borrowings	349,203	165,425	183,778	152,410	31,368
9,764	8,173	1,591	4.73	4.22	0.51	Medium and long-term debt	461,636	344,978	116,658	39,218	77,440

38,276	32,446	5,830	3.24	2.59	0.65	Total interest bearing liabilities	1,241,652	840,754	400,898	219,278	181,620
4,069	3,918	151				Non-interest bearing demand deposits
901	1,258	(357)				Other sources of funds

$43,246	$37,622	$5,624	2.87%	2.23%	0.64%

			3.59%	3.95%	(0.36%)	Net interest margin

						Net interest income on a taxable equivalent basis	1,550,694	1,484,368	66,326	($125,997)	$192,323

			3.22%	3.59%	(0.37%)	Net interest spread

						Taxable equivalent adjustment	126,487	108,857	17,630

						Net interest income	$1,424,207	$1,375,511	$48,696

•	The yield of consumer loans increased, when compared to 2005, mainly as a result of higher rates for the P.R. consumer loan portfolio, including personal loans, a higher balance of credit cards which carry a higher rate, and home equity lines of credit with floating rates.

•	The yield of investment securities also increased mainly due to a high proportion of collateralized mortgage obligations with floating rates. Also contributing to the increase in yields were maturities of low yielding assets during the year, mainly agency securities.
     The decrease in the taxable equivalent adjustment for the year ended December 31, 2006, compared with the previous year, resulted mostly from the rising cost of the Corporation’s interest bearing liabilities. Puerto Rico tax law requires that an interest

ANNUAL REPORT [P19]

expense be assigned to the exempt interest income in order to calculate a net benefit. This interest expense is determined by applying the ratio of exempt assets to total assets to the Corporation’s total interest expense in Puerto Rico. To the extent that the cost of funds increases at a faster pace than the yield of earning assets, in part due to the Corporation’s liability sensitive position, the net benefit will be reduced.
     Average tax-exempt earning assets approximated $9.7 billion in 2006, of which 87% represented tax-exempt investment securities, compared with $10.0 billion and 88%, respectively, in 2005.
     As part of its asset / liability management strategies, the Corporation has entered into some activities with derivative financial instruments to protect its exposure to market risk. Refer to the Market Risk — Derivatives section of this MD&A and Note 28 to the consolidated financial statements for additional information regarding the Corporation’s involvement in derivative activities.
     The increase in net interest income from 2004 to 2005, as shown in Table D, was mainly the result of a 15% growth in average earning assets, mainly in loans which increased by 18%. All loan categories increased during 2005, reflecting the Corporation’s efforts to diversify its asset base. The increase in the volume of earning assets was funded primarily through a combination of interest bearing deposits and borrowings. The net interest margin decreased from 2004 to 2005 mainly as a result of a higher cost of interest bearing liabilities. The FED’s tightening policy during 2005, which included an increase in the federal funds target rate by 200 basis points, along with an increase in the cost of interest bearing deposits, the tightening of the yield curve, and a reduction in the yield of leasing, mortgage and consumer loans, exerted pressure in the Corporation’s net interest margin. The increase in the taxable equivalent adjustment for the year 2005, compared with 2004, was mostly related to higher tax-exempt interest income and the higher statutory tax rate in Puerto Rico, partially offset by an increase in the interest expense disallowance resulting from the increase in the cost of funds. Average tax-exempt earning assets approximated $7.0 billion in 2004, of which 88% represented tax-exempt investment securities.
Provision for Loan Losses
The Corporation’s provision for loan losses for the year ended December 31, 2006 increased by $92.5 million, or 47%, compared with 2005, and exceeded net charge-offs by $58 million. This increase was mainly attributed to the growth in the loan portfolio and higher net charge-offs, mainly in the consumer loan portfolio in Puerto Rico. Also, the increase reflects potential losses inherent in the loan portfolio as a result of current economic conditions and deteriorating market trends, primarily in the nonprime mortgage loan sectors and in the commercial portfolio, evidenced by an increase in non-performing assets.
     The net charge-offs to average loans held-in-portfolio ratio deteriorated, increasing to 0.74% in 2006, from 0.62% in 2005 and 0.71% in 2004, mainly due to higher losses in the consumer loan portfolio, mostly in Puerto Rico, and higher losses in the mortgage loan portfolio at PFH.
     The provision for loan losses for the year ended December 31, 2005 increased by $16.6 million, or 9%, and exceeded net-charge offs by $16.7 million, or 9%, compared with 2004. This increase was mostly associated to the growth in the loan portfolio.
     Refer to the Credit Risk Management and Loan Quality section for a detailed analysis of non-performing assets, allowance for loan losses and selected loan losses statistics. Also, refer to Table G and Note 7 to the consolidated financial statements for the composition of the loan portfolio.
Non-Interest Income
     Refer to Table E for information on non-interest income for the past five years. Non-interest income accounted for 36% of total revenues for the years 2006 and 2005, while it represented 31% of total revenues in 2004.
     Service charges on deposit accounts increased $8.3 million, or 5%, from 2005, mostly driven by a rise in commercial account fees, checks paid in commercial accounts with non-sufficient funds in part due to revisions in the charge structure, and successful deposit initiatives and positive results of the customer appreciation program in the U.S. mainland banking subsidiary, BPNA.
     Other service fees for 2006 decreased by $10.6 million, or 3%, from 2005. Table E provides a breakdown by major categories. The principal variances 2006 vs. 2005 and the factors contributing to the result included:
•	Decrease in check cashing fees and “other fees” resulting principally from the inexistent revenue stream from PCE due to the sale of these operations in the fourth quarter of 2005.

•	Lower mortgage servicing fees, net of amortization, due to higher amortization of mortgage servicing rights. During 2006, PFH recorded mortgage servicing rights for on-balance sheet securitizations which are also amortized through other service fees, while the accretion of the related loan discount is recorded as an increase in interest income.
     These unfavorable variances were partially offset by:
•	Higher credit and debit card fees resulting from higher transactional volume at a higher average price. Also, credit card fees increased mostly due to higher merchant business income resulting from increased sales and higher credit

POPULAR, INC. [P20]

Table E
Non-Interest Income

	Year ended December 31,
						Five-Year
(Dollars in thousands)	2006	2005	2004	2003	2002	C.G.R.*

Service charges on deposit accounts	$190,079	$181,749	$165,241	$161,839	$157,713	5.28%

Other service fees:
Credit card fees and discounts	89,827	82,062	69,702	60,432	59,199	10.00
Debit card fees	61,643	52,675	51,256	45,811	42,461	10.65
Insurance fees	53,889	50,734	38,924	29,855	24,380	23.55
Processing fees	44,050	42,773	40,169	40,003	36,545	3.26
Sale and administration of investment products	27,873	28,419	22,386	21,174	21,590	5.20
Trust fees	9,316	8,290	8,872	7,830	9,071	(0.49)
Mortgage servicing fees, net of amortization	5,069	13,854	10,392	6,853	11,924	(16.09)
Check cashing fees	737	17,122	21,680	24,420	21,128	(47.33)
Other fees	28,471	35,572	32,170	48,014	39,508	(2.20)

Total other service fees	320,875	331,501	295,551	284,392	265,806	5.76

Net gain (loss) on sale and valuation adjustment of investment securities	4,359	52,113	15,254	71,094	(3,342)	—
Trading account profit (loss)	35,288	30,051	(159)	(10,214)	(804)	—
Gain on sale of loans	117,421	83,297	44,168	53,572	52,077	20.81
Other operating income	141,463	106,564	88,716	65,327	72,313	19.36

Total non-interest income	$809,485	$785,275	$608,771	$626,010	$543,763	10.48%

*	C.G.R. refers to compound growth rate.

card late payment fees derived from higher account volume. This was partially offset by lower credit card membership fees that resulted from promotional campaigns offering no annual fee.
     The results for the year 2005 included $67.4 million in net gains on sale of investment securities, mainly marketable equity securities, compared with net gains of $22.2 million in 2006. Results for 2006 included $13.6 million in gains from sale of marketable equity securities and the remainder was principally associated with the sale of mortgage-backed securities. These gains were offset by unfavorable valuation adjustments in investment securities available-for-sale of $17.9 million in 2006 and $15.8 million in 2005. These other-than-temporary impairments were primarily associated with interest-only securities of PFH. For further information on the conditions that gave rise to the other-than-temporary impairments of the IOs in 2006 refer to the Critical Accounting Policies / Estimates section of this MD&A under the heading of Retained Interests on Transfers of Financial Assets — Nonprime Mortgage Loan Securitizations. The impairment losses in 2005 on the IOs of PFH resulted primarily from higher prepayments than anticipated, as a result of the continued low long-term interest rates at that time.
     Trading account profit in 2006 increased by $5.2 million, compared with results for 2005. The trading account profit in 2006 was associated primarily with the pooling of approximately $0.6 billion in mortgage loans into FNMA mortgage-backed securities by BPPR, which were subsequently sold in the secondary markets with a realized gain of approximately $10.5 million. Also, there were higher trading profits in 2006 as a result of higher unrealized profits on the mark-to-market of outstanding positions available for retail customers of the Corporation’s investment banking subsidiary, and higher realized gains on sale of trading securities from the Corporation’s mortgage banking subsidiary in Puerto Rico. Partially offsetting these favorable variances was a gain of approximately $16 million in 2005 resulting from the pooling of $0.6 billion in mortgage loans into mortgage-backed securities that were sold with servicing retained in that year.
     Gain on sales of loans accounted for an increase of $34.1 million, or 41%, compared with 2005. The increase in gain on sale of loans was mainly due to E-LOAN’s loan production, as this subsidiary was acquired by the Corporation in the fourth quarter of 2005. This subsidiary contributed with approximately $74.0 million in gains on the sale of over $3.4 billion in loans during

ANNUAL REPORT [P21]

2006, primarily residential mortgage loans, compared with gains of $16.7 million in 2005. This favorable variance was partially offset by losses of $20.1 million in the Puerto Rico operations that resulted from the bulk sale of approximately $0.6 billion of mortgage loans to a U.S. financial institution. This sale was part of the strategy to de-leverage the Corporation’s balance sheet and reduce the volume of low-yielding assets. Excluding these factors, the Corporation’s sales volume and price gains were impacted by a slowdown in the housing market. As per data provided by the Mortgage Bankers Association, the mortgage origination market in the United States contracted by an estimated 18% during 2006.
     Other operating income for 2006 rose by $34.9 million, or 33%, compared with the previous year. Factors contributing to this increase included:
•	Higher revenues from E-LOAN by $15.8 million related in part to mortgage loan closing services and business referral fees.

•	Higher dividend income derived from the Corporation’s investment in Telecommunications de Puerto Rico, Inc. (“TelPRI”) by $8.0 million.

•	Higher income derived from securitizations related invested funds by $5.9 million.

•	Higher revenues by $4.3 million from the Corporation’s broker-dealer subsidiary, primarily from services to institutional clients on the structuring of bond issues.

•	Higher bank-owned life insurance income by $2.5 million.

•	Higher gains on the sale of real estate properties by $2.1 million.
     These increases were partially offset by the impact of the $6.0 million recognized in 2005 as gain on the sale of PCE assets to ACE.
     For the year ended December 31, 2005, non-interest income increased by $176.5 million, or 29%, compared with 2004. The increase was primarily due to higher gain on sales of loans by
Table F
Operating Expenses

	Year ended December 31,
						Five-Year
(Dollars in thousands)	2006	2005	2004	2003	2002	C.G.R.

Salaries	$517,178	$474,636	$427,870	$388,527	$361,957	9.98%
Pension, profit sharing and other benefits	151,493	148,053	143,148	137,917	126,784	7.86

Total personnel costs	668,671	622,689	571,018	526,444	488,741	9.48

Professional fees	141,534	119,281	95,084	82,325	84,660	13.93
Equipment expenses	135,877	124,276	108,823	104,821	99,099	6.89
Business promotion	129,965	100,434	75,708	73,277	61,451	20.68
Net occupancy expenses	116,742	108,386	89,821	83,630	78,503	10.12
Communications	68,283	63,395	60,965	58,038	53,892	6.91
Other taxes	44,543	39,197	40,260	37,904	37,144	2.82
Amortization of intangibles and goodwill impairment losses	26,616	9,579	7,844	7,844	9,104	(0.61)
Printing and supplies	17,741	18,378	17,938	19,111	19,918	(0.07)
Impairment losses on long-lived assets	7,232	—	—	—	—	—
Other operating expenses:
Credit card processing, volume and interchange expenses	30,707	29,700	26,965	23,869	18,033	13.93
Transportation and travel	18,064	19,426	14,968	13,811	13,896	10.51
All other*	79,098	73,459	61,618	82,009	64,561	10.87

Subtotal	816,402	705,511	599,994	586,639	540,261	10.26

Total	$1,485,073	$1,328,200	$1,171,012	$1,113,083	$1,029,002	9.90%

Efficiency ratio**	67.16%	62.30%	59.86%	60.51%	60.42%
Personnel costs to average assets	1.38	1.34	1.43	1.52	1.54
Operating expenses to average assets	3.08	2.86	2.94	3.21	3.23
Employees (full-time equivalent)	12,508	13,210	12,139	11,474	11,037
Assets per employee (in millions)	$3.79	$3.68	$3.66	$3.18	$3.05

*	Includes insurance, sundry losses, FDIC assessment and other real estate expenses, among others.

**	Non-interest expense divided by net interest income plus recurring non-interest income.

POPULAR, INC. [P22]

$39.1 million mainly related to gains derived from mortgage loan securitizations performed by PFH during 2005 in which the Corporation surrendered control over the assets, and from E-LOAN’s loan sales during the fourth quarter of 2005. Also, there were higher gains on the sale of securities by $52.2 million, mainly marketable equity securities, offset by other-than-temporary impairments in interest-only securities at PFH. The results for 2005 included higher trading profits by $30.2 million driven in part by the pooling of $552 million of mortgage loans into mortgage-backed securities subsequently sold by BPPR. Also, other service fees were higher by $36.0 million, primarily in the categories of credit card fees, insurance fees, sale and administration of investment products fees, among other contributors. Other operating income in 2005 increased by $17.8 million when compared to the preceding year due to higher capital gains derived from the sale of certain real estate properties primarily in Puerto Rico, the gain realized on the sale of PCE operations, higher bank-owned life insurance income, and income derived from securitization related invested funds, among others. Service charges on deposit accounts also contributed with $16.5 million of the increase in non-interest income, mainly derived from the operations acquired from Kislak Financial Corporation (Kislak) and Quaker City Bancorp, which were completed in January 2005 and in the third quarter of 2004, respectively.
Operating Expenses
For a detail of operating expenses and various related ratios for the last five years refer to Table F. Operating expenses totaled $1.5 billion for the year ended December 31, 2006, an increase of $156.9 million, or 12%, compared with the same period in 2005. E-LOAN’s share of the increase in operating expenses for 2006 vs. 2005 approximated $133 million. The sale of PCE contributed with a reduction of $28 million in operation expenses for 2006, which represented the subsidiary’s costs for the year 2005. Isolating the above impact in operating expenses from E-LOAN and PCE, the Corporation’s operating expenses for the year ended December 31, 2006 increased $52 million, or 4%, compared with the previous year.
     As a percentage of average assets, operating expenses increased to 3.08% in 2006, from 2.86% in 2005 and 2.94% in 2004. The Corporation’s efficiency ratio increased from 62.30% in 2005 to 67.16% in 2006. In 2004 this ratio was 59.86%. The efficiency ratio measures how much of a company’s revenue is used to pay operating expenses. As stated in the Glossary of Selected Financial Terms included in this MD&A, in determining the efficiency ratio the Corporation includes recurring non-interest income items, thus isolating income items that may be considered volatile in nature. Management believes that the exclusion of those items would permit greater comparability for analytical purposes. The amounts within non-interest income not considered recurring in nature amounted to $26.0 million in 2006, compared with $77.7 million in 2005 and $28.0 million in 2004, and corresponded principally to capital gains on the sale of real estate, gains on the sale of business operations, net gains (losses) on the sale of investment securities and unfavorable adjustments in the valuation of investment securities. The efficiency ratio was unfavorably impacted by the $9.7 million pre-tax loss described in the Overview section related to the change in fiscal year at certain subsidiaries in 2006. Also, the ratio was unfavorably impacted by the impairment losses that resulted from the evaluation of long-lived assets and goodwill of PFH, also mentioned in the Overview section and thoroughly described in the Reportable Segment Results section of this MD&A. In 2006, the Corporation has taken corporate-wide steps to implement productivity measures and expense management controls, which in the long-run should result in efficiency improvements.
     For the year ended December 31, 2006, personnel costs, the largest category of operating expenses, increased by $46.0 million, or 7%, compared with 2005. E-LOAN contributed with $46.4 million of this increase, while PCE contributed with a reduction of $10.1 million. Isolating the impact of these two subsidiaries, personnel costs increased by $9.7 million, or 2%. This increase was driven mostly by higher salaries and related taxes, bonuses, health insurance costs and savings plan expenses, partially offset by lower incentive compensation, training costs and profit sharing.
     As disclosed in the 2005 Annual Report, in October 2005, the Board of Directors of BPPR adopted an amendment to the Puerto Rico Retirement and Tax Qualified Retirement Restoration Plans to freeze benefits for all employees under age 30 or who had less than 10 years of credited service effective January 1, 2006 and providing 100% vesting to all employees in their accrued benefit as of December 31, 2005. In connection with the amendments to the plans, these employees received a base salary increase according to their age and years of service, effective January 1, 2006. Also, commencing January 1, 2006, BPPR no longer provides a deferred profit sharing plan to all its employees. In connection with this change, employees received a pre-determined increase in base salary effective January 1, 2006, and BPPR raised its matching contribution in the savings and stock plan. These plan changes contributed to the increase in salaries and related taxes, as well as in the saving plan expenses. Incentive compensation declined in part due to unattained financial performance levels at various subsidiaries and at the corporate level.
     Full-time equivalent employees (FTEs) were 12,508 at December 31, 2006, a decrease of 702 employees from December 31, 2005. This decline was mainly reflected at PFH resulting from employee reductions associated with the streamlining of

ANNUAL REPORT [P23]

branch operations during the third quarter of 2006. PFH (isolating E-LOAN) had a workforce reduction of approximately 398 employees when compared to December 31, 2005. Also, the Corporation’s operations of the Puerto Rico reportable segment contributed with a reduction of 313 FTEs due to the freeze in job openings resulting from attrition as a result of the cost control initiatives currently in place.
     For 2006, all other operating expenses, excluding personnel costs, increased by $110.9 million, or 16%, compared with 2005. E-LOAN contributed with approximately $86.1 million of this increase, mostly in business promotion and professional fees. PCE represented a reduction of approximately $17.6 million, principally in net occupancy expenses. Isolating the impact of E-LOAN and PCE, all other operating expenses, excluding personnel costs, rose by $42.4 million, or 6%. The most significant variances and the events giving rise to them included:
•	Higher net occupancy expenses by $11.1 million resulting principally from business expansion in the U.S. mainland, higher energy costs, and $3.7 million in lease buy-outs at PFH.

•	Higher equipment expenses by $8.8 million mostly driven by software maintenance and systems technology investments to support business processes.

•	Increase in other taxes by $5.0 million resulting from higher municipal license taxes and increased personal property taxes.

•	Impact of a change in this fiscal year of certain of the Corporation’s subsidiaries amounting to a pre-tax loss of $9.7 million. This change was described in the Overview section of this MD&A.

•	Increase in the category of amortization of intangibles and goodwill impairment losses by $15.4 million, primarily related to the $14.2 million goodwill impairment at PFH, also described in the Reportable Segment Results section of this MD&A.
     These variances were partially offset by a reduction of $14.9 million in business promotion expenses (excluding E-LOAN and PCE operations) resulting from lower expenses related to the PREMIA rewards program as a result of a lower cost structure and changes in the redemption requirements. Also, the favorable variance is associated with the cost control measures.
     In 2005, total operating expenses increased $157.2 million, or 13%, from 2004. Personnel costs increased $51.7 million, or 9%, mostly due to higher salaries and related taxes, due in part to higher headcount, including new operations in the U.S. mainland, higher annual merit increases and higher costs on stock options and restricted stocks, partially offset by higher deferred salaries and benefits associated with the origination of loans due to increased volume. All other operating expenses, excluding personnel costs, increased by $105.5 million, or 18%, mainly reflected in business promotion principally due to the five-year agreement entered into in 2005 to sponsor the New York Mets baseball team, costs to support E-LOAN’s marketing strategy and other costs related to promotional campaigns to support business initiatives; and in professional services related to higher consulting and computer services, higher collection and other credit related costs, audit fees and legal costs. Other operating expenses categories, which contributed to the rise in operating expenses when comparing 2005 results with 2004, included higher net occupancy expenses associated with the operations acquired in the U.S. mainland and with business expansion, higher equipment expenses driven mostly by the operations acquired and the implementation of new application systems and investments in software technology, and higher other operating expenses related to higher credit and debit cards interchange and processing costs, expenses of the reinsurance business due to growth, charges related with foreclosed properties derived from the lending business and higher traveling costs, among others.
Income Tax Expense
Income tax expense for the year ended December 31, 2006, was $106.9 million compared with $148.9 million in 2005, a decrease of $42.0 million, or 28%. This decline was primarily due to lower pre-tax earnings, partially offset by a decrease in net tax-exempt interest income and by lower income subject to a preferential tax rate on capital gains in Puerto Rico. In addition, income tax expense reflected a change in the statutory tax rate from 41.5% to 43.5% in BPPR effective in 2006 and to lower reversal of certain tax positions during 2006 as compared to 2005.
     The effective tax rate increased from 21.7% in 2005 to 23.0% in 2006 mostly due to the decrease in gains subject to a lower preferential tax rate on capital gains in Puerto Rico and to the increase of such rate during 2006 to 20% as compared to 12.5% and 6.25% in 2005.
     The difference between the effective tax rates and the maximum statutory tax rate for the Corporation is primarily due to the interest income earned on certain investments and loans which are exempt from Puerto Rico income tax, net of the disallowance of related expenses attributable to the exempt income.
     In 2005, income tax expense increased $4.2 million, or 3%, from $144.7 million in 2004. The effective tax rate was 22.8% in 2004. The increase in 2005 was primarily due to higher pre-tax earnings and an unfavorable impact of $7.1 million resulting from the change in the Puerto Rico statutory tax rate from 39% to 41.5%, net of the income tax benefit of $3.6 million which resulted from adjusting the deferred tax asset to reflect the increase in rate. The increase in income tax expense was partially offset by an increase in net tax-exempt interest income.

POPULAR, INC. [P24]

     Refer to Note 25 to the consolidated financial statements for additional information on income taxes.
     Additional tax events in 2005 and 2006 which had an impact in the Puerto Rico operations included:
•	In August 2005, the Government of Puerto Rico approved an increase in the maximum statutory tax rate from 39.0% to 41.5% for corporations and partnerships for a two-year period. The tax rate was applied retroactively effective January 1, 2005 to all of the Corporation’s subsidiaries doing business in Puerto Rico with fiscal years ended December 31, 2005.

•	In May 2006, the Government of Puerto Rico approved an additional transitory tax applicable only to the banking industry that raised the maximum statutory tax rate to 43.5% for taxable years commenced during calendar year 2006. For taxable years beginning after December 31, 2006, the maximum statutory tax rate will be 39%.

•	In addition, in May 2006, the Government of Puerto Rico enacted a law that imposed a tax of 5% over the 2005 taxable net income applicable to for-profit partnerships and corporations with gross income over $10.0 million, which was required to be paid by July 31, 2006. The Corporation can use the full payment as a tax credit in its income tax returns for future years. This prepayment of tax resulted in a disbursement of approximately $18.2 million. No net income tax expense was recorded since such prepayment will be used as a tax credit in future taxable years.
Fourth Quarter Results
Refer to the Statistical Summary 2005-2006 Quarterly Financial Data presented in this MD&A.
     Net interest margin, on a taxable equivalent basis, increased to 3.52% for the fourth quarter of 2006, from 3.50% in the same period of 2005. Net interest income, on a taxable equivalent basis, declined by $4.5 million, or 1%, compared with the fourth quarter of 2005. The slight increase in the net interest yield was mainly due to greater volume of funding in the fourth quarter of 2006 provided by non-interest bearing deposits and additional capital, resulting from the common stock issuance that was effected in late December 2005. The net interest spread declined from 3.14% in the fourth quarter of 2005 to 3.01% in the same period of 2006. This decline was mostly due to a higher cost of interest bearing liabilities by 76 basis points as a result of the continuing tightening in monetary policy by the Federal Reserve during the first half of 2006, and higher cost in interest bearing deposits. This unfavorable impact was partially offset by an increase in the yield of earning assets by 63 basis points, primarily from commercial and mortgage loans. The average volume of earning assets declined by $0.9 billion, primarily due to a $1.6 billion decline in investment securities as part of the Corporation’s de-leveraging strategy discussed earlier, offset in part by an increase in average loans by $0.9 billion. Earning assets were funded principally through interest bearing deposits, which on average rose by $1.4 billion, and non-interest bearing sources of funds, which rose on average by $0.7 billion. Borrowed funds declined $3.0 billion.
     The provision for loan losses for the fourth quarter of 2006 increased by $57 million compared with the same quarter in 2005, principally due to higher net charge-offs and to higher delinquencies, a trend exhibited throughout the year due to economic conditions. The net charge-offs to average loans held-in-portfolio ratio deteriorated, increasing to 0.93% in the fourth quarter of 2006, from 0.68% for the same quarter in 2005. Net charge-offs for the quarter ended December 31, 2006 were $73.4 million, compared with $51.4 million in the same quarter of the previous year. The increase was mostly in consumer loans in Puerto Rico.
     Non-interest income reached $205.3 million for the quarter ended December 31, 2006, compared with $214.2 million for the same quarter in 2005, a decline of 4%. This decline was driven by lower gain on sale of loans by $19.6 million, resulting primarily from lower volume of mortgage loan sales. This reduction was partially offset by higher trading account profits by $10.1 million in part due to higher volume of mortgage-backed securities sold at higher margins.
     Operating expenses for the fourth quarter of 2006 totaled $378.9 million, representing an increase of $21.2 million compared with the same quarter in 2005. This increase was principally driven by the $21.4 million impairment charge on long-lived assets and goodwill due to PFH’s Restructuring and Integration Plan, which is described in the Reportable Segment Results section under PFH.
Reportable Segment Results
The Corporation’s reportable segments for managerial reporting consist of Banco Popular de Puerto Rico, Banco Popular North America, Popular Financial Holdings and EVERTEC. Also, a Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by this latter group are not allocated to the four reportable segments.
     For a more complete description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 30 to the consolidated financial statements. The Corporate group, which supports the four reportable segments, had a net loss of $28.8 million in 2006, compared with a net income of $9.0 million in 2005 and a net loss of $36.7 million in 2004. In 2006, the

ANNUAL REPORT [P25]

Corporation’s holding companies within the Corporate group realized net gains on the sale of securities, mainly marketable equity securities, approximating $14.0 million, while in 2005 these gains amounted to $59.7 million. The variance was partially offset by higher TelPRI dividend income in 2006 and an increase in the tax benefit mainly due to a higher taxable loss and a higher tax rate.
     Highlights on the earnings results for the reportable segments are discussed below:
Banco Popular de Puerto Rico
During 2006, the financial services sector in Puerto Rico was characterized by uncertainty about the government’s financial stability, a recessionary economy, increased tax rates, concern over the regulatory and governance troubles of various local banks, margin compression and a rise in consumer delinquencies. Despite these challenges, Banco Popular de Puerto continued to solidify its strong leadership position in most product categories and population segments in the Island. Banco Popular de Puerto Rico’s deposits grew 3% from December 31, 2005 despite the very competitive environment for deposits pricing due to some local institutions which are being very aggressive in the marketplace. Loan growth in the commercial and consumer loan sectors was strong, experiencing an increase of 13% and 6%, respectively from the end of 2005. Mortgage loan originations were satisfactory despite an overall slowdown in the mortgage market. Meanwhile, Banco Popular de Puerto Rico’s financial services business also grew. Popular’s insurance agency, Popular Insurance, Inc., has become the second largest in Puerto Rico in terms of premiums placed. The brokerage operation, Popular Securities, increased retail assets under management during the year. Banco Popular de Puerto continued to focus efforts on integration and collaboration among business areas to create synergies that could result in cost savings and revenue enhancements. In 2006, this reportable segment successfully achieved a cost control strategy, keeping expenses close to 2005 levels.
     The segment of Banco Popular de Puerto Rico reported net income of $355.9 million in 2006, a decrease of $42.8 million, or 11%, compared with the previous year. Net income amounted to $398.7 million for 2005 and $400.4 million for 2004. The main factors that contributed to the variance 2006 vs. 2005 included:
•	Higher net interest income by $17.9 million, or 2%, primarily related to the commercial banking business, which experienced a $38.3 million, or 13%, growth. This increase in commercial banking net interest income was primarily the result of a greater average volume of commercial loans, coupled with a higher yield. A substantial portion of Banco Popular de Puerto Rico’s commercial portfolio has adjustable or floating rate characteristics, thus was favorably impacted by the higher short-term interest rates experienced in 2006. This favorable variance was partially offset by a decline of $18.1 million, or 3%, in the net interest income of the consumer and retail banking business. This line of business was impacted by a higher cost of funding, both in deposits and short-term borrowings, and a lower interest rate spread on the mortgage business due to the flattening of the yield curve, partially offset by higher volume of consumer loans at a higher yield. In general, the net interest margin in Banco Popular de Puerto Rico’s reportable segment was negatively impacted by the higher cost of funding in the rising rate scenario.

•	Higher provision for loan losses by $42.4 million, or 43%, primarily associated with growth in the commercial loan portfolio, higher non-performing loans in all categories, and higher net charge-offs in the consumer and lease financing portfolios. The allowance for loan losses to loans held-in-portfolio for the Banco Popular de Puerto Rico reportable segment was 2.09% at December 31, 2006, compared with 1.99% at December 31, 2005. The provision for loan losses represented 124% of net charge-offs for 2006, compared with 116% of net charge-offs in 2005. The increase in provision levels for 2006 also considered continued deterioration in the portfolio in Puerto Rico due to the slowdown in the local economy.

•	Rise in non-interest income by $3.7 million, or 1%, mainly due to higher other service fees by $18.3 million, primarily in debit and credit card fees and discounts, insurance and trust fees, and commission income from the brokerage business, among others. This favorable variance was partially offset by a net loss of approximately $6.3 million on the sale of securities, trading account profits and sale of mortgage loans. This net loss was principally related to the sale of mortgage loans to a U.S. financial institution, offset by gains on the pooling and sale of mortgage-backed securities. Also, there were lower gains on the sale of real estate properties in 2006 by approximately $14 million, partially offset by higher investment banking fees from the institutional business.

•	A decrease in operating expenses by $2.2 million, or less than 1%. As mentioned earlier, this reportable segment successfully implemented cost control measures during the year.

•	Higher income taxes by $21.1 million, or 20%, primarily due to a decrease in exempt interest income net of the disallowance of expenses attributed to such exempt income and an increase in the Puerto Rico statutory income tax rate as described in the Income Tax Expense section of this MD&A.

POPULAR, INC. [P26]

•	Unfavorable variance related to the cumulative effect of accounting change of $3.2 million which resulted from the change of the fiscal year end at some subsidiaries in 2005, as described in the Overview section of this MD&A.
EVERTEC
EVERTEC is the Corporation’s reportable segment dedicated to processing and technology outsourcing services, servicing customers in Puerto Rico, the Caribbean, Central America and the U.S. mainland. EVERTEC provides support internally to the Corporation’s subsidiaries, as well as to third parties.
     During 2006, EVERTEC boosted its revenue-producing sources by achieving new business processing contracts and launching new products geared towards workforce management and the health care industry. In addition, the company successfully entered new ventures and markets to fuel future growth. In August 2006, the Corporation’s ATH Network (automated teller machines and point-of-sale terminals) continued its expansion across Central America with the acquisition of T.I.I. Smart Solutions Inc., based in Costa Rica, a provider of switching, driving, and online transaction processing services that also develops financial processing applications. With this acquisition, EVERTEC is now serving clients in 15 countries, including Guatemala, Peru and Panama, markets entered into in 2006. During 2006, EVERTEC entered the U.S. ticket processing market, a market that has been very successful for the company in Puerto Rico. Also, in 2006, the Corporation incorporated EVERTEC, U.S.A., which should better position the Corporation to further expand its processing services in the U.S. mainland.
     For the year ended December 31, 2006, net income for the reportable segment of EVERTEC totaled $26.0 million, an increase of $1.3 million, or 5%, compared with $24.7 million for 2005. Net income amounted to $14.2 million for 2004. Factors that contributed to the variance in results for 2006 when compared with 2005 included:
•	Higher net interest loss by $1.5 million due to higher intercompany funding requirements, primarily obtained from the holding company.

•	Growth in non-interest income of $7.9 million, or 4%, as a result of higher electronic transactions switch and processing fees related to the ATH network, other item processing fees associated with cash depot services, payment services and others, and technology consulting fees, including disaster recovery and network support, among other services. This was partially offset by lower revenues from the equity investment in CONTADO in the Dominican Republic.

•	Higher operating expenses by $1.7 million, or less than 1%.

•	Lower cumulative effect of an accounting change due to change in fiscal year of $0.4 million.

•	Higher income tax expense by $2.9 million, or 24%, primarily due to higher taxable income.
Banco Popular North America
In 2006, BPNA accomplished milestones to increase its customer base, expand its position in niche lending markets and improve customer satisfaction. This reportable segment achieved strong year-over-year growth of 9% in loans and 16% in deposits. The latter included deposits gathered through E-LOAN’s platform which was launched in September 2006. BPNA became the 4th largest SBA lender in the United States in terms of dollar volume of loans. BPNA’s non-conventional mortgage loans unit also performed positively. Deposit growth was related to new business and retail accounts derived from efforts by BPNA direct sales force, as well as referral by other customers through a sales and marketing initiative. Also, deposit growth derived from deposits gathered by its affiliated subsidiary E-LOAN contributed to the favorable variance.
     For the year ended December 31, 2006, net income for the reportable segment of Banco Popular North America totaled $101.3 million, an increase of $2.1 million, or 2%, compared with $99.2 million for 2005. Net income amounted to $54.5 million for 2004. Main factors that contributed to the variance in results for 2006 when compared with 2005 included:
•	Higher net interest income by $6.0 million, or 2%, mostly due to an increase in the volume of earning assets, particularly commercial and mortgage loans. Earning asset growth was funded primarily through deposits, mainly certificates of deposits, and short-term borrowings. Net interest yield declined due to higher costs of deposits due to offering of competitive rates, including the impact of E-LOAN’s deposits, and the higher cost for short-term borrowings due to the interest rate scenario. This was partially offset by higher yields on earning assets in both loans and investment securities.

•	An increase in the provision for loan losses by $15.0 million, primarily due to growth in the commercial and construction loan portfolio and higher net charge-offs in the consumer loans and lease financing portfolios, partially offset by lower net charge-offs in commercial loans.

•	Lower non-interest income by $2.8 million, or 2%, mainly due to lower other service fees as a result of lower check cashing and money transfer fees resulting from the sale of PCE, partially offset by higher deposit fee income and gains on the sale of real estate properties.

•	Lower operating expenses by $16.8 million. Isolating the impact of PCE,

ANNUAL REPORT [P27]

operating expenses for BPNA increased by $10.3 million, or 4%. This increase was primarily in the areas of personnel costs, in part due to performance bonuses tied to business volume and higher headcount to support business growth, net occupancy associated with higher rent expense, and business promotion to support direct mail efforts and deposit campaigns.

•	Higher income tax expense by $3.1 million primarily due to higher taxable income.
Popular Financial Holdings
PFH’s reportable segment caters to the consumer lending market in the United States, and prior to a January 2007 strategic decision also catered to the nonprime mortgage market. It provides online consumer direct lending to obtain mortgage, auto and home equity loans through its subsidiary E-LOAN. PFH faced another difficult year in 2006, a challenge also faced by many competitors in the nonprime mortgage lending arena. Mortgage banking profit margins decreased as a result of a flatter yield curve as well as lower gain on sale margins. The spreads between funding costs and loan yields narrowed. Also, the origination market in the U.S. began to stabilize after a multiyear boom. PFH’s loan production declined in 2006 when compared with 2005 primarily as a result of PFH exiting from wholesale loan acquisitions in late 2005. Also, the volume of originations was impacted by the slowdown in the mortgage market in the U.S. mainland.
     For the year ended December 31, 2006, the net loss for the reportable segment of PFH totaled $95.6 million, compared with net income of $8.9 million for 2005 and $58.2 million for 2004. Factors that contributed to the variance in results for 2006 vs. 2005 included:
•	Lower net interest income by $13.8 million, or 7%. Profit margins in the mortgage lending segment continued to tighten in 2006 as short-term rates continued to rise while the rates on the mortgage loans originated increased at a lesser rate due to increased competition. Also, the cost of funds on long-term debt rose due to higher cost of the on-balance sheet securitizations. This lower net interest margin was partially offset by higher average volume of earning assets, primarily related to the portfolios of auto loans and home equity lines of credit (HELOCs) at E-LOAN.

•	The provision for loan losses increased by $35.2 million, or 48%, primarily due to higher net charge-offs and non-performing assets in the mortgage and consumer loan portfolios.

•	Higher non-interest income by $57.0 million, or 79%, was mainly due to higher gains on the sale of mortgage loans, primarily from E-LOAN’s mortgage loan production, since this subsidiary was acquired in late 2005, partially offset by lower gains at Equity One. Furthermore, securitization related income and E-LOAN’s other revenue sources including fees on loan closing services and referral income, contributed to the rise in non-interest income. This was partially offset by higher write-downs in the valuation of IOs in 2006 as explained in the Critical Accounting Policies / Estimates and Non-Interest Income sections of this MD&A.

•	Higher operating expenses by $174.1 million, mainly as a result of $133 million in operating expenses of E-LOAN. Also, the increase included an unfavorable impact of the change in fiscal year in the PFH reportable segment amounting to $6.2 million. In addition, PFH’s operating expenses include $21.4 million in impairment losses associated with the write-off of goodwill and certain long-lived assets as part of PFH’s branch consolidation efforts and the restructuring and integration plans described below.

•	Income tax benefit in 2006 of $56.3 million resulting from the year’s taxable loss, compared to $5.4 million of tax expense in 2005.
     In 2006, the housing market weakened considerably, forcing changes in the mortgage finance industry. The slightly inverted to flat yield curve has made adjustable-rate mortgages (ARMs) much less attractive, a loan product that has been popular among nonprime borrowers. The pace of the housing appreciation has decreased considerably and prices have fallen in a number of regional areas. Competition, the rising short-term interest rates, a flattening of the yield curve and its negative impact on new loan originations, and higher cost of funding from on-balance sheet securitization structures, resulted in a sharp compression of PFH’s net interest margin. Also, because PFH makes a substantial number of loans to nonprime borrowers, the actual rates of delinquencies, foreclosures and losses on these loans have increased and could be expected to increase further in the event of an economic slowdown. Furthermore, PFH’s cost structure was no longer sustainable as a consequence of the underperformance of the business.
     During the third quarter ended September 30, 2006, in light of deteriorating market conditions impacting the profitability of the business, PFH made a strategic decision to scale back its manufactured housing division into one operating office. Also, during that quarter, PFH added two new regions in the broker loan business and at the same time flattened the sales management organization by reducing the number of sales managers in the broker division to enable regional managers to be closer to the market. In addition, broker loan processing centers were reduced to two. Furthermore, PFH’s retail mortgage division consolidated more than 40 branches into five regional hubs. All the above strategies strove to achieve efficiencies and cost savings in the origination channels. As part of these streamlining initiatives,

POPULAR, INC. [P28]

PFH recorded re-engineering charges consisting of approximately $3.1 million of lease buyouts, $0.8 million of severance and payroll tax charges, and $0.5 million related to fixed asset write-offs. However, the measures taken in 2006 to boost results proved to be insufficient.
     In January 2007, the Corporation announced the adoption of a Restructuring and Integration Plan for PFH, including PFH’s internet financial services subsidiary E-LOAN. Based on a comprehensive strategic and financial assessment of all the PFH operations by Popular’s management, the Plan calls for PFH to exit the wholesale nonprime mortgage origination business, focus on existing profitable businesses, and consolidate support functions with its sister U.S. banking entity BPNA creating a single integrated North American financial services unit.
     The Restructuring and Integration Plan for 2007 includes the following:
•	Exiting the wholesale nonprime mortgage origination business at PFH during early first quarter 2007 and shutting down the wholesale broker, retail and call center business divisions;

•	Consolidating support activities at PFH (Finance, Credit Risk, Compliance, Human Resources, Facilities) within BPNA;

•	Integrating PFH’s existing commercial lending businesses (mortgage warehouse, mixed use, and construction lending) into BPNA’s business lending groups;

•	Focusing on the core Equity One network of 135 consumer finance branches in 14 states;

•	Growing the third party mortgage servicing business operated by Popular Mortgage Servicing Inc., a subsidiary of PFH (PMSI). PMSI provides the ability to generate income without the collateral risk associated with ownership of the loan portfolio. PMSI was approved as a mortgage servicer by both the Federal Home Loan Mortgage Corp. (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae) during 2006. PFH currently manages $11.1 billion in loans, including the portfolio serviced for the company and for other lenders / investors; and

•	Leveraging the E-LOAN brand, technology and internet financial services platform over the next several years to complement BPNA’s community banking growth strategy.
     The Plan will result in the elimination of approximately 627 positions out of a total of 2,449 at PFH and its subsidiaries. It is anticipated that 90% of these reductions will occur in the first quarter of 2007 and that the reductions will come principally from businesses being exited and the support functions being consolidated within BPNA. The individuals whose jobs will be eliminated will receive 60 days notice, a transitional severance package, professional counseling, outplacement and support during this process.
     It is anticipated that the Restructuring and Integration Plan will result in estimated combined charges of $40.4 million (approximately $19 million representing future cash expenditures) between the fourth quarter of 2006 and the first two quarters of 2007 as follows:

	Fourth
	Quarter	Six Months Ended
(Dollars in millions)	2006	June 30, 2007	Total

Severance Payments	—	$11.0	$11.0
Stay and Retention Bonus		1.0	1.0
Lease Terminations	—	7.0	7.0

Total Restructuring Charges	—	$19.0	$19.0

Impairment of Long-Lived Assets (included in a separate category in the statement of income)	$7.2	—	$7.2
Goodwill Impairment (included within amortization of intangibles and goodwill impairment losses in the statement of income)	14.2	—	14.2

Total restructuring and impairment charges	$21.4	$19.0	$40.4

     The estimates for 2007 are preliminary as management continues working on the Restructuring and Integration Plan. The impairment of long-lived assets is mainly composed of software and leasehold improvements. The goodwill impairment charges are attributable to businesses being exited at PFH.
     It is anticipated that the cost reduction initiatives resulting from the Restructuring and Integration Plan will result in an expense reduction of approximately $39 million on an annualized basis, related to approximately $34 million in salary and benefits, approximately $3 million in occupancy expenses and approximately $2 million in equipment expenses.
Statement of Condition Analysis
Assets
Refer to the consolidated financial statements included in this Annual Report for the Corporation’s consolidated statements of condition as of December 31, 2006 and 2005. Also, refer to the Statistical Summary 2002-2006 in this MD&A for condensed statements of condition for the past five years.
     The portfolio of investment securities, including trading and other securities, totaled $10.6 billion at December 31, 2006, compared with $12.7 billion at December 31, 2005, a decrease of 16%. Notes 4 and 5 to the consolidated financial statements provide additional information on the Corporation’s available-for-sale and held-to-maturity investment portfolios. Also, refer to the Market Risk section of this MD&A which includes a table

ANNUAL REPORT [P29]

Table G
Loans Ending Balances

	As of December 31,
						Five-Year
(Dollars in thousands)	2006	2005	2004	2003	2002	C.G.R.

Commercial*	$14,536,837	$12,757,886	$10,897,747	$8,571,165	$8,129,307	13.61%
Lease financing	1,226,490	1,308,091	1,164,606	1,053,821	886,731	7.38
Mortgage*	11,695,156	12,872,452	12,641,329	9,708,536	7,466,531	12.47
Consumer*	5,278,456	4,771,778	4,038,579	3,268,670	3,099,550	11.00

Total	$32,736,939	$31,710,207	$28,742,261	$22,602,192	$19,582,119	12.50%

* Includes loans held-for-sale.

with the breakdown of the trading portfolio by major types of securities at December 31, 2006. The decline in the Corporation’s investment securities portfolio was mainly associated with maturities of obligations of the U.S. Government and its Agencies with low yields, which were not replaced as they matured, as part of the Corporation’s strategy to de-leverage the balance sheet and direct funding towards loan growth. As indicated previously in the Net Interest Income section of this MD&A, the reduction in arbitrage activity was related to the unfavorable profitability of securities purchases, if they need to be financed with borrowings.
     The Corporation’s loan portfolio, including loans held-for-sale, by major categories is presented in Table G.
     Commercial loans increased 14% from December 31, 2005 to the end of 2006, reflecting continued success of sales efforts, primarily towards new credit lines on the corporate, construction, public and small business sectors. The Corporation has been active, both in Puerto Rico and in the U.S. mainland, in providing financing to developers of residential real estate properties, office buildings, multi-family residential housing, retail space and other commercial development. Construction loans, which are included as part of commercial loans in Table G, totaled $1.4 billion at December 31, 2006, an increase of 70% compared with $836 million at December 31, 2005.
     A breakdown of the Corporation’s consumer loan portfolio at December 31, 2006 and 2005 follows:

(In thousands)	2006	2005	Change	% Change

Personal	$2,457,619	$2,053,175	$404,444	20%
Auto	1,636,415	1,598,634	37,781	2
Credit cards	1,032,546	968,550	63,996	7
Other	151,876	151,419	457	—

Total	$5,278,456	$4,771,778	$506,678	11%

     The increase in consumer loans from December 31, 2005 to the end of 2006 was principally reflected in the personal loans category, primarily due to business generated by E-LOAN and BPPR. E-LOAN contributed with an increase in personal loans of $252 million, primarily home equity lines of credit. This increase resulted in part from a strategic decision made in mid-2006 to retain a substantial part of those loans in portfolio. The increase in personal loans at BPPR of $102 million was associated with favorable customer response to mailing campaigns, cross selling initiatives and competitive pricing. Auto loans also increased from the end of 2005 to the same date in 2006, principally derived from auto loan originations by E-LOAN, whose auto loan portfolio rose $239 million, and from the Corporation’s auto and lease financing subsidiary in Puerto Rico whose auto loan portfolio rose by $39 million. The Puerto Rico operations faced a very competitive environment during 2006, principally due to aggressive market participants competing on the basis of pricing, and the slowdown in the economy. Partially offsetting that growth was a reduction in the auto loan portfolio at the Corporation’s U.S. banking operations by $231 million in part due to a strategic decision to discontinue auto loan originations through broker channels. Credit cards also increased from December 31, 2005 mostly as a result of higher sales volume and an increase in the number of credit card holders attracted by novel campaigns, offers of no annual membership fees, tiered pricing and new products directed to increase Popular’s credit card market share in Puerto Rico. The “other” category of consumer loans includes marine loans and revolving credit lines.
     Mortgage loans at December 31, 2006 declined 9% from December 31, 2005. The decrease experienced was mainly driven by the pooling during the year of $0.6 billion in mortgage loans at BPPR into FNMA mortgage-backed securities that were subsequently sold to investors, a bulk sale of individual loans to a U.S. financial institution involving approximately $0.6 billion in mortgage loans and to the sale of approximately $1.0 billion in residential mortgage loans as part of three off-balance sheet securitizations completed by PFH during the year. The impact of these sales was partially offset by new loan originations.
     The decrease in the lease financing portfolio from December 31, 2005 to the end of 2006 was partly associated to certain

POPULAR, INC. [P30]

strategic moves at the Corporation’s lease financing operations in the U.S. mainland which included the evaluation and runoff of underperforming lease financings, and to lower volumes in the Corporation’s auto and lease financing subsidiary on the Island due to strong competition and the economic slowdown in Puerto Rico’s economy.
     The following table provides a breakdown of the principal categories that comprise the caption of “Other Assets” in the consolidated statements of condition as of December 31, 2006 and 2005.

(In thousands)	2006	2005	Change

Net deferred tax assets	$359,433	$305,723	$53,710
Bank-owned life insurance program	206,331	197,202	9,129
Securitization advances and related assets	181,387	236,719	(55,332)
Prepaid expenses	168,717	153,395	15,322
Servicing rights	164,999	141,489	23,510
Investments under the equity method	66,794	62,745	4,049
Derivative assets	55,413	50,246	5,167
Others	408,816	178,281	230,535

Total	$1,611,890	$1,325,800	$286,090

     Explanations for the most significant variances in other assets follow:
•	Refer to Note 25 to the consolidated financial statements for the composition of deferred tax assets as of December 31, 2006, compared to results a year earlier.

•	The decrease in securitization advances and related assets associated with PFH’s operations was primarily due to the collection during the third quarter of 2006 of excess cash held by the securitization trusts of approximately $69 million. Also, related to on-balance sheet securitizations, funds collected by PFH, as servicer, and remitted to the securitization trusts to be distributed to bond holders in future periods declined. This decline was primarily as a result of a decrease in borrower prepayment rates during the year, as well as unpaid principal balance runoff of securitizations classified as on-balance sheet. These reductions were partially offset by the pre-funded portion of an on-balance sheet securitization performed by PFH in December 2006. In a pre-funded securitization, the principal amount of the asset-backed securities issued in the securitization exceeds the principal balance of loans initially delivered to the securitization trust. In this securitization deal, the Corporation delivered $266 million of mortgage loans, and recorded a pre-funded amount of $66 million. The proceeds from the pre-funded portion are held in trust earning money market yields until released upon delivery of additional loans. The Corporation agreed to deliver additional loans into the securitization trust equal to the amount by which the principal balance of the asset-backed securities exceeded the principal balance of the loans initially delivered. By utilizing pre-funding accounts in connection with securitization transactions, the Corporation mitigated its exposure to interest rate risk by securitizing its loans then held-for-sale along with expected future loans in a pre-funded securitization. However, the Corporation incurred an expense in pre-funding securitizations equal to the difference between the money market yields earned on the proceeds held in trust prior to the subsequent delivery of loans and the interest rate paid on the asset-backed securities. This impact was not significant for the Corporation’s results of operations in 2006.

•	The increase in the “others” caption was mostly due to securities trade receivables outstanding at December 31, 2006 for mortgage-backed securities sold prior to year-end, with a settlement date in January 2007.
     At December 31, 2006, goodwill and other intangible assets reflected an increase of $11.2 million, or less than 2%, from December 31, 2005. This increase includes purchase accounting entries of approximately $26 million related to E-LOAN, which were mostly associated with the recording of a deferred tax liability related to the trademark and accruals for pre-acquisition contingencies for which the final evaluation from management was completed within the one-year allocation period. E-LOAN was acquired during the last quarter of 2005. This increase was partially offset by the write-off of $14.2 million of goodwill due to the impairment that resulted from exiting certain operations of PFH, as described previously in this MD&A. Refer to Note 10 to the consolidated financial statements for further information on goodwill and the composition of other intangible assets by reportable business segments.

ANNUAL REPORT [P31]

Table H
Deposits Ending Balances

	As of December 31,
						Five-Year
(Dollars in thousands)	2006	2005	2004	2003	2002	C.G.R.

Demand deposits*	$4,910,848	$4,415,972	$4,173,268	$3,726,707	$3,367,385	8.40%
Savings, NOW and money market deposits	9,200,732	8,800,047	8,865,831	7,839,291	7,612,856	6.66
Time deposits	10,326,751	9,421,986	7,554,061	6,531,830	6,634,499	9.96

Total	$24,438,331	$22,638,005	$20,593,160	$18,097,828	$17,614,740	8.34%

*	Includes interest and non-interest bearing demand deposits.

Deposits, Borrowings and Other Liabilities
The composition of the Corporation’s financing to total assets at December 31, 2006 and 2005 was as follows:

			% increase (decrease)	% of total assets
(Dollars in millions)	2006	2005	from 2005 to 2006	2006	2005

Non-interest bearing deposits	$4,222	$3,958	6.7%	8.9%	8.1%
Interest-bearing core deposits	14,923	13,699	8.9	31.5	28.2
Other interest-bearing deposits	5,293	4,981	6.3	11.2	10.2
Federal funds and repurchase agreements	5,762	8,702	(33.8)	12.2	17.9
Other short-term borrowings	4,034	2,700	49.4	8.5	5.6
Notes payable	8,737	9,894	(11.7)	18.4	20.3
Others	813	1,241	(34.5)	1.7	2.6
Stockholders’ equity	3,620	3,449	5.0	7.6	7.1

     A breakdown of the Corporation’s deposits by categories for 2006 and previous years is presented in Table H. Deposits increased $1.8 billion, or 8%, from the end of 2005 to December 31, 2006.
     Time deposits rose 10% from December 31, 2005 to the same date in 2006. This increase was mostly related to retail certificates of deposit (CDs) due to competitive pricing associated with specific campaigns and new deposit products launched such as CDs linked to stock market indexes. This growth was achieved despite aggressive pricing by our competitors. Furthermore, $426 million in time deposits at December 31, 2006 were gathered through the E-LOAN on-line platform. Brokered certificates of deposit, included in the category of time deposits, totaled $866 million at December 31, 2006, compared with $1.2 billion at December 31, 2005.
     Savings, NOW and money market deposits increased 5% from year-end 2005 to the same period in 2006, principally due to savings deposits gathered through E-LOAN, which amounted to $842 million at December 31, 2006. This increase was partially offset by lower savings deposits at BPPR in part due to a shift to time deposits, resulting from higher interest rates offered in these instruments through competitive campaigns.
     The increase in demand deposits of 11% from December 31, 2005 to December 31, 2006 was primarily associated with commercial checking accounts and public funds.
     Borrowed funds reached $18.5 billion at December 31, 2006, a decrease of $2.8 billion, or 13%, from December 31, 2005. The decrease in borrowings since December 31, 2005 was mostly comprised of repurchase agreements and federal funds purchased. As indicated earlier, this decline is also associated with the deleveraging strategy followed in 2006 together with the increase in deposits gathered through our new Internet channel in the U.S. mainland. Refer to Notes 12 through 16 to the consolidated financial statements for additional information on the Corporation’s borrowings at December 31, 2006 and 2005. Also, refer to the Liquidity Risk section of this MD&A for additional information on the Corporation’s funding sources at December 31, 2006.
     Other liabilities decreased $429 million, or 35%, from December 31, 2005 to the same date in 2006. At the end of 2005, certain of the Corporation’s non-banking subsidiaries continued to have a fiscal year ended on November 30, 2005. In balancing the consolidated statement of condition at December 31, 2005, management had to reverse an intercompany elimination in order to reinstall loans outstanding to third parties, and as a result of the entry other liabilities increased in 2005 by $429 million. Since all subsidiaries followed the same fiscal year-end at December 31, 2006, there are no significant intervening events or outstanding eliminations impacting the consolidated results at year-end 2006.
Stockholders’ Equity
Total stockholders’ equity at December 31, 2006 was $3.6 billion, compared with $3.4 billion at the same date in 2005. Refer to the consolidated statements of condition and of changes in stockholders’ equity included in the accompanying consolidated financial statements for further information on its composition. Also, the disclosures of accumulated other comprehensive income (loss), an integral

POPULAR, INC. [P32]

Table I
Capital Adequacy Data

	As of December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002

Risk-based capital:
Tier I capital	$3,727,860	$3,540,270	$3,316,009	$2,834,599	$2,054,027
Supplementary (Tier II) capital	441,591	403,355	389,638	341,840	346,531

Total capital	$4,169,451	$3,943,625	$3,705,647	$3,176,439	$2,400,558

Risk-weighted assets:
Balance sheet items	$32,519,457	$29,557,342	$26,561,212	$21,384,288	$19,487,339
Off-balance sheet items	2,623,264	2,141,922	1,495,948	1,411,402	1,355,430

Total risk-weighted assets	$35,142,721	$31,699,264	$28,057,160	$22,795,690	$20,842,769

Ratios:
Tier I capital (minimum required - 4.00%)	10.61%	11.17%	11.82%	12.43%	9.85%
Total capital (minimum required - 8.00%)	11.86	12.44	13.21	13.93	11.52
Leverage ratio*	8.05	7.47	7.78	8.00	6.19
Equity to assets	7.75	7.06	7.28	7.34	6.76
Tangible equity to assets	6.25	5.86	6.59	6.76	6.12
Equity to loans	11.66	11.01	11.55	12.28	11.48
Internal capital generation rate	4.48	10.93	10.82	12.84	11.29

*	All banks are required to have a minimum Tier I leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

component of stockholders’ equity, are included in the consolidated statements of comprehensive income.
     The increase in stockholders’ equity from December 31, 2005 to the same date in 2006 was due to earnings retention and from approximately $41 million in additional capital derived from the issuance of new shares of common stock under a subscription rights offering. Refer to Note 18 to the consolidated financial statements for detailed information on the subscription rights offering. These favorable variances were partially offset by a $40 million reduction in capital resulting from the adoption of SFAS No. 158, which required the recording of the underfunded status of the pension and postretirement employee benefit plans, net of tax, in stockholders’ equity. Also, stockholders’ equity was reduced by a higher unrealized loss position in the valuation of the available-for-sale securities portfolio by approximately $17 million.
     The Corporation offers a dividend reinvestment and stock purchase plan for its stockholders that allows them to reinvest their quarterly dividends in shares of common stock at a 5% discount from the average market price at the time of the issuance, as well as purchase shares of common stock directly from the Corporation by making optional cash payments at prevailing market prices. During 2006, $16.5 million in additional capital was issued under the plan, compared with $17.6 million in 2005.
     The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations. At December 31, 2006 and 2005, BPPR, BPNA and Banco Popular, National Association (BP, N.A.) were all well-capitalized. Table I presents the Corporation’s capital adequacy information for the years 2002 to 2006. Note 19 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements.
     Included within surplus in stockholders’ equity at December 31, 2006 was $346 million corresponding to a statutory reserve fund applicable exclusively to Puerto Rico banking institutions. This statutory reserve fund totaled $316 million at December 31, 2005. The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. During 2006, $30 million were transferred to the statutory reserve. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. At December 31, 2006 and 2005, BPPR was in compliance with the statutory reserve requirement. The more relevant capital requirements applicable to the Corporation are the federal banking agencies capital requirements included in Table I.
     The average tangible equity amounted to $3.0 billion and $2.7 billion for the years ended December 31, 2006 and 2005, respectively. Total tangible equity was $2.8 billion at December 31, 2006 and $2.7 billion at the end of 2005. The average tangible

ANNUAL REPORT [P33]

Table J
Common Stock Performance

					Cash	Book
					Dividends	Value	Dividend		Price/	Market/
	Market Price				Declared	Per	Payout	Dividend	Earnings	Book
	High		Low		Per Share	Share	Ratio	Yield *	Ratio	Ratio

2006						$12.32	51.02%	3.26%	14.48x	145.70%
4th quarter	$19	2/3	$17	2/9	$0.16
3rd quarter	20	1/8	17	2/5	0.16
2nd quarter	22		18	1/2	0.16
1st quarter	21	1/5	19	1/2	0.16

2005						11.82	32.31	2.60	10.68	178.93
4th quarter	$24		$20	1/9	$0.16
3rd quarter	27	1/2	24	2/9	0.16
2nd quarter	25	2/3	23		0.16
1st quarter	28		23	4/5	0.16

2004						10.95	32.85	2.50	16.11	263.29
4th quarter	$28	7/8	$24	1/2	$0.16
3rd quarter	26	1/3	21	1/2	0.16
2nd quarter	22		20		0.16
1st quarter	24		21	1/2	0.14

2003						9.66	27.05	2.45	12.93	232.14
4th quarter	$23	7/9	$19	8/9	$0.14
3rd quarter	20	3/5	18	1/3	0.13
2nd quarter	20	2/5	17		0.14
1st quarter	17	1/2	16		0.10

2002						9.10	30.76	2.58	12.95	185.71
4th quarter	$17	1/7	$14	1/3	$0.10
3rd quarter	18		15		0.10
2nd quarter	16	5/6	14	1/3	0.10
1st quarter	15		13	3/4	0.10

*	Based on the average high and low market price for the four quarters.
Note: All per share data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.

equity to average tangible assets ratio for 2006 was 6.25%, compared with 5.86% in 2005.
Off-Balance Sheet Financing Entities
The Corporation, through its subsidiary PFH, conducts asset securitizations that involve the transfer of mortgage loans to qualifying special purpose entities (QSPE), which in turn transfer these assets and their titles to different trusts, thus isolating those loans from the Corporation’s assets. The off-balance sheet mortgage loan securitizations conducted by PFH prior to 2001 and in 2005 and 2006, qualified for sale accounting based on the provisions of SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” and as such, these trusts are not consolidated in the Corporation’s financial statements. The investors and the securitization trusts have no recourse to the Corporation’s assets or revenues. The Corporation’s creditors have no recourse to any assets or revenues of the special purpose entity, or the securitization trust funds. At December 31, 2006 and 2005, these trusts held approximately $2.3 billion and $2.1 billion, respectively, in assets in the form of mortgage loans. Their liabilities in the form of debt principal due to investors approximated $2.3 billion and $2.1 billion at the end of 2006 and 2005, respectively. The Corporation retained servicing responsibilities and certain subordinated interests in
POPULAR, INC. [P34]

Table K
Interest Rate Sensitivity

	As of December 31, 2006
	By Repricing Dates
			After	After	After
		Within	three months	six months	nine months		Non-interest
	0-30	31-90	but within	but within	but within	After one	bearing
(Dollars in thousands)	days	days	six months	nine months	one year	year	funds	Total

Assets:
Money market investments	$253,517	$46,411	$300	$1,480				$301,708
Investment and trading securities	1,107,308	647,097	426,633	483,466	$277,013	$7,680,404		10,621,921
Loans	10,230,663	1,712,044	1,940,346	1,761,618	1,404,291	15,687,977		32,736,939
Other assets							$3,743,419	3,743,419

Total	11,591,488	2,405,552	2,367,279	2,246,564	1,681,304	23,368,381	3,743,419	47,403,987

Liabilities and stockholders’ equity:
Savings, NOW, money market and other interest bearing demand accounts	2,591,822					7,297,625		9,889,447
Other time deposits	1,262,926	1,801,039	2,172,645	1,177,830	1,045,306	2,867,005		10,326,751
Federal funds purchased and assets sold under agreements to repurchase	3,527,907	1,155,169	148,307		134,135	796,927		5,762,445
Other short-term borrowings	3,318,923	592,009	30,708	92,485				4,034,125
Notes payable	2,307,590	540,351	342,276	330,281	501,617	4,715,131		8,737,246
Non-interest bearing deposits							4,222,133	4,222,133
Other non-interest bearing liabilities and minority interest							811,534	811,534
Stockholders’ equity							3,620,306	3,620,306

Total	$13,009,168	$4,088,568	$2,693,936	$1,600,596	$1,681,058	$15,676,688	$8,653,973	$47,403,987

Interest rate swaps	1,164,563	536,405	(78,133)	(74,702)	(460,694)	(1,087,439)
Interest rate sensitive gap	(253,117)	(1,146,611)	(404,790)	571,266	(460,448)	6,604,254	(4,910,554)
Cumulative interest rate sensitive gap	(253,117)	(1,399,728)	(1,804,518)	(1,233,252)	(1,693,700)	4,910,554
Cumulative interest rate sensitive gap to earning assets	(0.58% )	(3.21% )	(4.13% )	(2.82% )	(3.88% )	11.25%

these securitizations in the form of IOs. Their value is subject to credit, prepayment and interest rate risks on the transferred financial assets. The servicing rights and IOs retained by the Corporation are recorded in the statement of condition at the lower of cost or market, and fair value, respectively. Refer to the Critical Accounting Policies / Estimates section in this MD&A for further information.
Risk Management
Risk identification and monitoring are key elements in overall risk management. The Corporation’s primary risk exposures are market, liquidity, credit and operational risks, all of which are discussed in the following sections.
Market Risk
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments or other assets due to changes in interest rates, currency exchange rates or equity prices. The financial results and capital levels of Popular, Inc. are constantly exposed to market risk. It is a primary responsibility of the Corporation’s Board of Directors (the Board) and management to ensure that the level of market risk assumed throughout all of the subsidiaries of Popular as well as on a consolidated basis, is within policy guidelines approved by the Board. The Board delegates the monitoring of this risk to the Board’s Risk Management Committee, and its management to the Market Risk Committee (the Committee) of Popular, Inc., which is composed of certain executive officers, and senior officers from the business, treasury and finance areas. The Committee’s primary goal is to ensure that the market risk assumed by the Corporation remains within the parameters of the Board’s policies.
Interest Rate Risk
Interest rate risk represents the exposure of the Corporation’s profitability or market value to changes in interest rates.
ANNUAL REPORT [P35]

Table L
Maturity Distribution of Earning Assets

	As of December 31, 2006
	Maturities
		After one year
		through five years		After five years
		Fixed	Variable	Fixed	Variable
	One year	interest	interest	interest	interest
(In thousands)	or less	rates	rates	rates	rates	Total

Money market securities	$301,708					$301,708
Investment and trading securities	2,777,406	$3,211,048	$465,198	$2,437,373	$1,359,757	10,250,782
Loans:
Commercial	5,036,975	2,580,326	2,202,295	1,178,920	2,116,926	13,115,442
Construction	835,765	14,444	555,066	4,225	11,895	1,421,395
Lease financing	341,108	831,351		54,031		1,226,490
Consumer	2,417,659	2,182,893	252,984	278,210	146,710	5,278,456
Mortgage	3,780,878	4,092,125	1,180,422	2,124,449	517,282	11,695,156

Total	$15,491,499	$12,912,187	$4,655,965	$6,077,208	$4,152,570	$43,289,429

Notes:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation are not included in this table.

Loans held-for-sale have been allocated according to the expected sale date.

Management considers interest rate risk (IRR) a predominant market risk in terms of its potential impact on earnings.
     The Corporation is subject to interest rate risk because of numerous causes, including:
•	Assets and liabilities may mature or reprice at different times. For example, if assets reprice slower than liabilities and interest rates are generally rising, earnings could initially decline.

•	Assets and liabilities may reprice at the same time but by different amounts. For example, when the general level of interest rates is rising, the Corporation may increase rates charged on loans by an amount that is less than the general increase in market interest rates because of intense pricing competition. Also, basis risk occurs when assets and liabilities have similar repricing frequencies but are tied to different market interest rate indexes.

•	Short-term and long-term market interest rates may change by different amounts; for example, the shape of the yield curve may affect new loan yields and funding costs differently.

•	The remaining maturity of various assets and liabilities may shorten or lengthen as interest rates change. For example, if long-term mortgage interest rates decline sharply, mortgage-backed securities classified as available-for-sale may prepay significantly earlier than anticipated, which could reduce portfolio income. In such scenario, the Corporation would be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income.

•	Prepayment risk also has a significant impact on mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios. Conversely, the opposite would occur in a rising interest rate scenario.

•	Interest rates may have an indirect impact on loan demand, credit losses, loan origination volume, the value of our securities holdings, including IOs, gains and losses on sales of securities and loans, the value of MSRs and other sources of earnings.
     In limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives.
     The Corporation maintains a formal asset and liability management process to quantify, monitor and control interest rate risk and to assist management in maintaining stability in the net interest income under varying interest rate environments.
     The Committee implements the market risk policies approved by the Board as well as the risk management strategies reviewed and adopted in Committee meetings. The Committee measures and monitors the level of short and long-term IRR assumed by the Corporation and its subsidiaries. It uses simulation analysis and
POPULAR, INC. [P36]

static gap estimates for measuring short-term IRR. Duration analysis is used to quantify the level of long-term IRR assumed, and focuses on the estimated economic value of the Corporation, that is, the difference between the estimated market value of financial assets less the estimated value of financial liabilities. Due to the importance of critical assumptions in measuring market risk, the risk models incorporate third-party developed data for critical assumptions such as prepayment speeds on mortgage-related products, and estimates on the duration of the Corporation’s deposits and interest rate scenarios.
     Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Table K presents the static gap estimate for the Corporation as of December 31, 2006. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures. Neither do they incorporate possible action that could be taken to manage the Corporation’s IRR.
     The interest rate sensitivity gap is defined as the difference between earning assets and interest bearing liabilities maturing or repricing within a given time period. At December 31, 2006, the Corporation’s one-year cumulative negative gap was $1.7 billion or 3.88% of total earning assets.
     Net interest income simulation analysis performed on a consolidated basis is another tool used by the Corporation in estimating the potential change in future earnings resulting from hypothetical changes in interest rates. Sensitivity analysis is calculated on a monthly basis using a simulation model, which incorporates actual balance sheet figures detailed by maturity and interest yields or costs, the expected balance sheet dynamics, reinvestments, and other non-interest related data. Simulations are processed using various interest rate scenarios to estimate how sensitive is future net interest income to changes in interest rates. The asset and liability management group also performs validation procedures on various assumptions used as part of the sensitivity analysis.
     Simulation analyses are based on many assumptions, including relative levels of market interest rates, interest rate spreads, loan prepayments and deposit decay. Thus, they should not be relied upon as indicative of actual results. Further, the estimates do not contemplate actions that management could take to respond to changes in interest rates. By their nature, these forward-looking computations are only estimates and may be different from what may actually occur in the future.
     Based on the results of the simulation analyses as of December 31, 2006, the Corporation’s net interest income for the next twelve months is estimated to decrease by $15.7 million in a hypothetical 200 basis points parallel rising rate scenario, and the change for the same period, utilizing a similar size declining rate scenario, is an estimated increase of $7.5 million. Both hypothetical rate scenarios consider the gradual change to be achieved during a twelve-month period from the prevailing rates at December 31, 2006.
     The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third party to repay debt obligations prior to maturity. At December 31, 2006 and 2005, net premiums associated with loans acquired represented less than 1% of the total loan portfolio, while net premiums associated with portfolios of AFS and HTM securities approximated 2% of these investment securities portfolios. Prepayment risk also could have a significant impact on the duration of mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios. Table L, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions as determined by management based on the expected interest rate scenario.
     Duration analysis measures longer-term IRR, in particular the duration of market value of equity. It expresses in general terms the sensitivity of the market value of equity to changes in interest rates. The estimated market value of equity is obtained from the market value of the cash flows from the Corporation’s financial assets and liabilities, which are primarily payments of interest and repayments of principal. Thus, the market value of equity incorporates all expected future cash flows from net interest income as well as principal repayments, whereas other measures of IRR focus primarily on short-term net interest income.
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
     Duration measures the expected length of a financial asset or liability. In particular, it equals the weighted average maturity of the present value of all the cash flows of a financial asset or liability where the weights are equal to the present value of each cash flow. The present value of cash flows occurring in the future is the estimated market value as of a certain date. The sensitivity of the market value of a financial asset or liability to changes in interest rates is primarily a function of its duration. In general terms, the longer the duration of an asset or liability, the greater is the
ANNUAL REPORT [P37]

sensitivity of its market value to interest rate changes. Since duration measures the term of a financial asset or liability, it is usually expressed in terms of years or months.
     Duration of equity is evaluated by management on a monthly basis. The duration of equity at December 31, 2006 was in compliance with the Corporation’s established MVPE policy limits in a most likely interest rate scenario.
Trading
The Corporation’s trading activities are another source of market risk and are subject to sound policies and risk guidelines approved by the Board of Directors. Most of the Corporation’s trading activities are limited to mortgage banking activities and the market-making activities of the Corporation’s broker-dealer business. In anticipation of customer demand, the Corporation carries an inventory of capital market instruments and maintains market liquidity by quoting bid and offer prices to and trading with other market makers and clients. Positions are also taken in interest rate sensitive instruments, based on expectations of future market conditions. These activities constitute the proprietary trading business and are conducted by the Corporation to provide customers with securities inventory and liquidity. Also, as indicated in the Critical Accounting Policies / Estimates in this MD&A, in 2006, the Corporation began to classify the IOs derived from new off-balance sheet mortgage loan securitizations as trading securities.
     Trading instruments are recognized at market value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period income. Further information on the Corporation’s risk management and trading activities is included in Note 28 to the consolidated financial statements.
     In the opinion of management, the size and composition of the trading portfolio does not represent a potentially significant source of market risk for the Corporation.
     At December 31, 2006, the trading portfolio of the Corporation amounted to $382 million and represented 0.8% of total assets, compared with $519 million and 1.1% a year earlier. Mortgage-backed securities represented 55% of the trading portfolio at the end of 2006, compared with 77% in 2005. A significant portion of the trading portfolio is hedged against market risk by positions that offset the risk assumed. This portfolio was composed of the following at December 31, 2006:

		Weighted
(Dollars in thousands)	Amount	Average Yield*

Mortgage-backed securities	$211,183	5.91%
Commercial paper	1,741	4.86
U.S. Treasury and agencies	445	5.00
Puerto Rico and U.S. Government obligations	125,574	4.84
Interest-only strips	39,321	15.93
Other	4,061	1.41

	$382,325	6.53%

*	Not on a taxable equivalent basis.

     At December 31, 2006, the trading portfolio of the Corporation had an estimated duration of 3.1 years and a one-month value at risk (VAR) of approximately $2.3 million, assuming a confidence level of 95%. VAR is a key measure of market risk for the Corporation. VAR represents the maximum amount that the Corporation can expect to lose with 95% confidence within one month in the course of its risk taking activities. Its purpose is to describe the amount of capital needed to absorb potential losses from adverse market volatility. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates.
     The Corporation enters into forward contracts to sell mortgage-backed securities with terms lasting less than a month which are accounted for as trading derivatives. These contracts are recognized at fair value with changes directly reported in current period income. Refer to the Derivatives section that follows in this MD&A for additional information. At December 31, 2006, the fair value of these forward contracts was not significant.
     The Corporation does not participate in any trading activities involving commodity contracts.
Derivatives
The Corporation uses various derivatives to maximize stability in net interest income and cash flows as part of its overall interest rate risk management strategy. Derivative instruments that the Corporation may use include, among others, interest rate swaps and caps, index options, forwards and future contracts. The Corporation does not use highly leveraged derivative instruments in its interest rate risk management strategy. The Corporation also enters into foreign exchange contracts and interest rate swaps
POPULAR, INC. [P38]

and caps for the benefit of commercial customers. The Corporation economically hedges its exposure related to these commercial customer derivatives by entering into offsetting third-party contracts with approved, reputable counterparties with substantially matching terms and currencies. Refer to Note 28 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities.
     The Corporation’s derivatives activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivatives transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, hedged fixed and variable interest rate assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2006, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.
     Certain derivative contracts also present credit risk because the counterparties may not meet the terms of the contract. If a counterparty fails to perform, the Corporation’s credit risk is equal to the net fair value of the derivative contract. The Corporation minimizes credit risk through approvals, limits and monitoring procedures. The Corporation deals exclusively with counterparties that have high quality credit ratings. Further, as applicable under the terms of the master arrangements, the Corporation may obtain collateral, where appropriate, to reduce risk. The Corporation has not incurred losses from counterparty nonperformance on derivatives. Credit risk related to derivatives is not considered significant at December 31, 2006.
Cash Flow Hedges
In a cash flow hedging strategy, the Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities. The notional amount of derivatives designated as cash flow hedges as of December 31, 2006 amounted to $580 million. At December 31, 2006, the cash flow hedges outstanding related to forward contracts or “to be announced” (TBA) mortgage-backed securities that are sold and bought for future settlement to hedge the sale of mortgage-backed securities and loans prior to securitization, had a notional amount of $190 million. The seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting.
     During 2006, in conjunction with the issuance of medium-term notes, the Corporation entered into interest rate swaps to convert floating rate debt to fixed rate debt with the objective of minimizing the exposure to changes in cash flows due to higher interest rates. These contracts had a notional amount of $390 million at December 31, 2006. Refer to Note 28 to the consolidated financial statements for additional quantitative information on these derivative contracts.
Fair Value Hedges
The Corporation did not have any outstanding derivatives designated as fair value hedges at December 31, 2006. During 2005, the Corporation entered into interest rate swaps designated as fair value hedges to protect its exposure to the changes in fair value resulting from movements in the benchmark interest rate of fixed rate assets, particularly loans and investment securities. The notional amount of these contracts approximated $535 million at December 31, 2005. These interest rate swaps matured or were terminated during the first quarter of 2006. Refer to Note 28 to the consolidated financial statements for additional information on these derivative instruments designated as fair value hedges.
Trading and Non-Hedging Derivative Activities
The Corporation takes positions based on market expectations or to benefit from price differentials between financial instruments and markets. Also, to a lesser extent, the Corporation may also enter into various derivatives to provide these types of products to customers. These free-standing derivatives are carried at fair value with changes in fair value recorded as part of the results of operations for the period.
     Below is a description of the most significant of the Corporation’s derivative activities that do not qualify for hedge accounting as defined in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (as amended). Refer to Note 28 to the consolidated financial statements for additional quantitative and qualitative information on these derivative instruments.
     The Corporation has interest rate caps in conjunction with a series of securitizations of mortgage loans in order to limit the
ANNUAL REPORT [P39]

interest rate payable to the security holders. These contracts are designated as non-hedging derivatives and are currently marked-to-market, thus impacting earnings. As of December 31, 2006, the notional amount of these interest rate caps was $839 million with a favorable fair value (asset) of $4.0 million. During 2006, the Corporation recognized an increase in interest expense of $8.2 million due to unfavorable changes in fair value associated with interest rate caps. For the year ended December 31, 2005, the loss recognized as additional interest expense amounted to $3.7 million.
     At December 31, 2006, the Corporation also had outstanding $2.4 billion in notional amount interest rate swap agreements with a positive fair value (asset) of $482 thousand, which were not designated as accounting hedges, some of which had offsetting positions. The agreements seek various strategies, including among others:
•	utilizing the instruments in the Corporation’s capacity as an intermediary on behalf of its customers;

•	economically hedge the cost of short-term borrowings;

•	economically hedge the payments of the bond certificates offered as part of an on-balance sheet securitization;

•	economically convert to a fixed-rate the cost of funding a portion of the auto loans held-in-portfolio; and

•	economically hedge the changes in fair value of loans acquired and originated prior to securitization.
     For the year ended December 31, 2006, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net decrease in earnings of approximately $1.8 million, primarily in the trading profit (loss) category of the statement of income, compared with an earnings reduction of approximately $2.4 million in 2005.
     Furthermore, the Corporation enters into interest rate lock commitments (IRLCs) in connection with one of its subsidiary’s mortgage banking activities to fund mortgage loans at interest rates previously agreed (locked) by both the Corporation and the borrower for specified periods of time. When the borrower locks its interest rate, the Corporation effectively extends a put option to the borrower, whereby the borrower is not obligated to enter into the loan agreement but the Corporation must honor the interest rate for the specified time period. The Corporation is exposed to interest rate risk during the period of the IRLC through the sale of the underlying loan due to changes in interest rates. These IRLCs are recognized at fair value with changes in fair value recorded in the consolidated statement of income. Outstanding IRLCs expose the Corporation to the risk that the price of the loans associated with the commitments might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates. To protect against this risk, the Corporation utilizes forward loan sales commitments to economically hedge the risk of potential changes in the value of the loans that would result from the commitments. The Corporation expects that the changes in the fair value of these derivative instruments will offset changes in the fair value of the IRLCs. At December 31, 2006, the Corporation had outstanding IRLCs with a notional amount of $216 million and a negative fair value (liability) of $622 thousand.
     At December 31, 2006, the Corporation had forward contracts with a notional amount of $401 million and a positive fair value (asset) of $1.2 million not designated as accounting hedges. These forward contracts are considered derivatives under SFAS No. 133 and are recorded at fair value. Subsequent changes in the value of these forward contracts are recorded in the statement of income. These forward contracts are principally used to economically hedge the changes in fair value of mortgage loans held-for-sale and mortgage pipeline through both mandatory and best efforts forward sale agreements. These forward contracts are entered into in order to optimize the gain on sales of loans and / or mortgage-backed securities. For the year ended December 31, 2006, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to earnings of $1.9 million, which was included in the categories of trading account profit and gain on sale of loans in the consolidated statement of income. In 2005, the unfavorable impact to earnings was $1.6 million.
     Additionally, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or Puerto Rico Stock Index (PRSI), or to certain equity securities or commodity indexes. The Corporation, through its Puerto Rico banking subsidiary, BPPR, offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with IRA accounts and certificates of deposit. At December 31, 2006, these deposits amounted to $198 million, or less than 1% of the Corporation’s total deposits. These certificates have an initial maturity of five years and the customer’s principal is guaranteed by BPPR and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.
     The risk of issuing certificates of deposit with returns tied to the applicable indexes is hedged by BPPR. BPPR purchases index options from financial institutions with strong credit standings, whose return is designed to match the return payable on the certificates of deposit issued. By hedging the risk in this manner, the effective cost of the deposits raised by this product is fixed. The contracts have a maturity and an index equal to the terms of the pool of client’s deposits they are economically hedging.
POPULAR, INC. [P40]

     The purchased option contracts are initially accounted for at cost (i.e., amount of premium paid) and recorded as a derivative asset. The derivative asset is marked-to-market on a monthly basis with changes in fair value charged to earnings. The deposits are hybrid instruments containing embedded options that must be bifurcated in accordance with SFAS No. 133. The initial value of the embedded option (component of the deposit contract that pays a return based on changes in the applicable indexes) is bifurcated from the related certificate of deposit and is initially recorded as a derivative liability and a corresponding discount on the certificate of deposit is recorded. Subsequently, the discount on the deposit is accreted and included as part of interest expense while the bifurcated option is marked-to-market with changes in fair value charged to earnings. The purchased option contracts are marked-to-market based on valuations received from a third party on a quarterly basis.
     The purchased index options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting in accordance with the provisions of SFAS No. 133 and therefore cannot be designated as accounting hedges. At December 31, 2006, the notional amount of the index options on deposits approximated $205 million with a fair value of $38 million (asset) while the embedded options had a notional value of $198 million with a fair value of $38 million (liability).
     Refer to Note 28 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2006 and 2005.
Foreign Exchange
The Corporation conducts business in certain Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds interests in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in accumulated other comprehensive income (loss) in the consolidated statements of condition, except for highly inflationary environments in which the effects are included in other operating income in the consolidated statements of income, as described below.
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
     Since June 2004, the Corporation’s interests in the Dominican Republic have been remeasured into the U.S. dollar. As of December 31, 2006, the cumulative inflation rate in the Dominican Republic over a 3-year period was below 100 percent, approximating 49.5%. The Corporation continues to remeasure the financial statements of those foreign entities until formal guidance is issued by the International Practices Task Force (“IPTF”) of the SEC Regulations Committee of the American Institute of Certified Public Accountants during 2007 concluding that the Dominican Republic would cease being regarded as highly inflationary.
     During the year ended December 31, 2006, approximately $0.8 million in net remeasurement gains on the investments held by the Corporation in the Dominican Republic were reflected in other operating income instead of accumulated other comprehensive loss. Net remeasurement gains totaled $0.6 million for the year ended December 31, 2005. These net gains relate to improvement in the Dominican peso’s exchange rate to the U.S. dollar from $45.50 at June 30, 2004, when the economy reached the “highly inflationary” threshold, to $33.35 and $33.14 at the end of 2006 and 2005, respectively. The unfavorable cumulative translation adjustment associated with these interests at the reporting date in which the economy became highly inflationary approximated $32 million. At December 31, 2006, the Corporation had approximately $37 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss, compared to $36 million at December 31, 2005 and 2004.
Liquidity Risk
For a financial institution, liquidity risk may arise whenever the institution cannot generate enough cash from either assets or liabilities to meet its obligations when they become due, without incurring unacceptable losses. Cash requirements for a financial institution are primarily made up of deposit withdrawals, contractual loan funding, the repayment of borrowings as they mature and the ability to fund new and existing investments as opportunities arise. An institution’s liquidity may be pressured if, for example, its credit rating is downgraded, it experiences a sudden and unexpected substantial cash outflow, or some other event causes counterparties to avoid exposure to the institution. An institution is also exposed to liquidity risk if markets on which it depends are subject to loss of liquidity. The objective of effective liquidity management is to ensure that the Corporation remains sufficiently liquid to meet all of its financial obligations, finance expected future growth and maintain a reasonable safety margin for cash commitments under both normal operating conditions and under unpredictable circumstances of industry or market stress.
ANNUAL REPORT [P41]

     To achieve this objective, the Board of Directors, through the Risk Management Committee, is responsible for approving policies regarding liquidity risk management as well as approving operating and contingency procedures, and supervising their implementation. Liquidity is managed at the level of the holding companies that own the banking and non-banking subsidiaries. Also, it is managed at the level of the banking and non-banking subsidiaries. The Corporation’s Corporate Treasurer is responsible for implementing the policies and procedures approved by the Risk Management Committee and for monitoring the liquidity position on an ongoing basis.
     Primary sources of funding for the banking subsidiaries include retail and commercial deposits, purchased funds, institutional borrowings, and to a lesser extent, loan sales. The principal uses of funds for the banking subsidiaries include loan and investment portfolio growth, repayment of obligations as they become due, dividend payments to the holding company, and operational needs. In addition, the Corporation’s banking subsidiaries maintain borrowing facilities with the Federal Home Loan Banks (FHLB) and at the discount window of the Federal Reserve Bank of New York (FED) as well as committed lines of credit, and have a considerable amount of collateral that can be used to raise funds under these facilities. This is a secured source of funding, accepting securities or whole loans as collateral. The banking subsidiaries must maintain their FHLB memberships to continue accessing this source of funding.
     The principal sources of funding for the holding companies include dividends received from its banking and non-banking subsidiaries and proceeds from the issuance of medium-term notes, commercial paper, junior subordinated debentures and equity. Banking laws place certain restrictions on the amount of dividends a bank may make to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation’s ability to meet its cash obligations. The principal uses of these funds include the repayment of maturing debt, dividend payments to shareholders and subsidiary funding through capital or debt.
     The principal sources of funding for the non-banking subsidiaries include internally generated cash flows from operations, borrowed funds from the holding companies or their direct parent companies, wholesale funding and asset securitizations, loan sales repurchase agreements and warehousing lines of credit. The principal uses of funds for the non-banking subsidiaries include loan portfolio growth, repayment of maturing debt and operational needs.
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
     The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of an extended economic slowdown in Puerto Rico, the credit quality of the Corporation could be affected, and as a result of higher credit costs, profitability may decrease. The substantial integration of Puerto Rico with the U.S. economy may limit the probability of a prolonged recession in Puerto Rico (except if there is a U.S. national recession) and its related risks to the Corporation.
     Factors that the Corporation does not control, such as the economic outlook of its principal markets and regulatory changes, could affect its ability to obtain funding. In order to prepare for the possibility of such a scenario, management has adopted contingency plans for raising financing under stress scenarios when important sources of funds that are usually fully available, the entities are temporarily not willing to lend to the Corporation. These plans call for using alternate funding mechanisms such as the pledging or securitization of certain asset classes, committed credit lines, and loan facilities put in place with the FHLB and the FED. The Corporation has a substantial amount of assets available for raising funds through non-traditional channels and is confident that it has adequate alternatives to rely on under a scenario where some primary funding sources are temporarily unavailable.
     Maintaining adequate credit ratings on Popular’s debt obligations is an important factor for liquidity, because the credit ratings influence the Corporation’s ability to borrow, the cost at which it can raise financing and access to funding sources. The credit ratings are based on the financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and the Corporation’s ability to access a broad array of wholesale funding sources, among other factors. Changes in the credit rating of the Corporation or any of its subsidiaries to a level below “investment grade” may affect the Corporation’s ability to raise funds in the capital markets. The Corporation’s counterparties are sensitive to the risk of a rating downgrade. In the event of a downgrade, it may be expected that the cost of borrowing funds in the institutional market would increase. In addition, the ability of the Corporation to raise new funds or renew maturing debt may be more difficult.
     In early August 2005, Fitch, a nationally recognized credit rating agency, changed the Corporation’s rating outlook from “stable” to “negative”. This rating outlook continued to be in effect as of December 31, 2006. In the opinion of management, this does not necessarily imply that a change in the actual rating
POPULAR, INC. [P42]

of the Corporation is imminent, but does suggest that the agency has identified financial and / or business trends, which if left unchanged, may result in a rating change. Following the announcement by the Corporation of the acquisition of E-LOAN, Fitch expressed concerns indicating that, while the Corporation’s capital profile is acceptable for current ratings, the level of tangible common equity would fall following the E-LOAN acquisition as a result of the intangibles recorded, primarily goodwill and trademark. Also, the outlook change considered the risk of greater exposure to the nonprime lending business. Management evaluated such concerns and has taken and continues to evaluate actions to address them. In the fourth quarter of 2005 and the first quarter of 2006, the Corporation issued additional shares of common stock to strengthen the level of tangible equity capital. Furthermore, strategic changes have been implemented at PFH that should have the effect of decreasing the growth of the nonprime loan portfolio at the Corporation. Refer to the Reportable Segment Results section in this MD&A for information on PFH’s Restructuring and Integration Plan. The Corporation is also rated by two other nationally recognized credit rating agencies. In recent exchanges with these two agencies, the Corporation was advised that they are becoming concerned with two recent trends in the Corporation’s business. One concern is the decline in the profitability of the U.S. business during 2006 and the impact of the restructuring on future financial results. The second concern is the deterioration of general credit quality in the Puerto Rico economy and its possible impact on the level of future credit losses. As of December 31, 2006, the Corporation’s ratings under both agencies had a stable outlook.
     The Corporation and BPPR’s debt ratings at December 31, 2006 were as follows:

	Popular, Inc.		BPPR
	Short-term	Long-term	Short-term	Long-term
	debt	debt	debt	debt

Fitch	F-1	A	F-1	A
Moody’s	P-2	A3	P-1	A2
S&P	A-2	BBB+	A-2	A-

     The ratings above are subject to revisions or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.
     The consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.
     On an ongoing basis, management monitors the Corporation’s liquidity position for compliance with internal policies and believes that available sources of liquidity are adequate to meet the funding needs in the normal course of business. The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities.
Deposits
Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Core deposits are generated from a large base of consumer, corporate and institutional customers, which over the past several years have become more geographically diverse as a result of the Corporation’s business expansion.
     Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $19.1 billion, or 78% of total deposits, at December 31, 2006. Core deposits financed 44% of the Corporation’s earning assets at December 31, 2006 and 39% at December 31, 2005. Certificates of deposits with denominations of $100,000 and over at December 31, 2006 totaled $5.3 billion, or 22% of total deposits. Their distribution by maturity was as follows:

(In thousands)

3 months or less	$1,968,328
3 to 6 months	1,034,277
6 to 12 months	1,069,613
Over 12 months	1,220,503

$5,292,721

     The Corporation had $866 million in brokered certificates of deposit at December 31, 2006, which represented 4% of its total deposits. Approximately 9% of the brokered certificates of deposit outstanding at December 31, 2006 are callable, but only at the option of the Corporation. Brokered certificates of deposit, which are typically sold through an intermediary to small retail investors, provide access to longer-term funds that could be available in the market area and provide the ability to raise additional funds without pressuring retail deposit pricing. In the event that any of the Corporation’s banking subsidiaries fall under the regulatory capital ratios of a well-capitalized institution, that banking subsidiary faces the risk of not being able to replace this source of funding. The banking subsidiaries comply with all applicable FDIC regulations at December 31, 2006. Although the utilization of these wholesale deposits is an alternative funding source, the Corporation has established limits in its involvement with this less stable source of funding and does not anticipate placing undue reliance in this source of liquidity in the foreseeable future.
     Average deposits for the year ended December 31, 2006 represented 52% of average earning assets, compared with 51% and 52% for the years ended December 31, 2005 and 2004,
ANNUAL REPORT [P43]

Table M
Average Total Deposits

	For the Year
						Five-Year
(Dollars in thousands)	2006	2005	2004	2003	2002	C.G.R.

Non-interest bearing demand deposits	$3,969,740	$4,068,397	$3,918,452	$3,495,099	$3,226,758	5.40%

Savings accounts	5,440,101	5,676,452	5,407,600	5,190,527	4,775,115	5.46
NOW, money market and other interest bearing demand accounts	3,877,678	3,731,905	2,965,941	2,550,480	2,502,272	13.03

Certificates of deposit:
Under $100,000	3,768,653	3,382,445	3,067,220	2,877,946	2,809,305	6.49
$100,000 and over	4,963,534	4,266,983	3,144,173	2,881,836	2,918,375	11.87

Certificates of deposit	8,732,187	7,649,428	6,211,393	5,759,782	5,727,680	9.35

Other time deposits	1,244,426	1,126,887	905,669	762,080	752,821	13.43

Total interest bearing deposits	19,294,392	18,184,672	15,490,603	14,262,869	13,757,888	9.04

Total deposits	$23,264,132	$22,253,069	$19,409,055	$17,757,968	$16,984,646	8.35%

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
Borrowings
Liquidity on the liability side is also generated through the ability to obtain wholesale funding through a variety of sources, including advances from FHLB, federal funds purchased, repurchase agreements whereby investment securities and loans are pledged as collateral, and advances under lines of credit with correspondent banks, among other sources.
     The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB at competitive prices. At December 31, 2006, Popular had short-term and long-term credit facilities authorized with the FHLB aggregating $897 million based on assets pledged with the FHLB at that date. Outstanding borrowings under these credit facilities totaled $781 million at December 31, 2006, compared with $1.6 billion at year-end 2005. Such advances are collateralized by securities and mortgage loans and do not have restrictive covenants. Refer to Note 15 to the consolidated financial statements for additional information.
     At December 31, 2006, BPPR and BPNA had approved, but uncommitted, federal funds lines with authorized counterparties approximating $8.5 billion. As of that date, $3.8 billion of these lines was used. These lines are uncommitted and are available at the option of the counterparty.
     To provide further liquidity, at December 31, 2006, BPPR maintained a bank note program with a borrowing capacity of $1.0 billion with the full amount available for future issuance. Under this program, BPPR has the requisite agreements in place to issue and sell its bank notes to institutional investors.
     At December 31, 2006, the Corporation had a borrowing capacity at the FED discount window of approximately $2.9 billion, which remained unused. This facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.
     At December 31, 2006, the Corporation maintained certain committed lines of credit with unaffiliated banks under formal agreements that provide for financing of auto, mortgage and consumer loans. The maximum committed amount available under these borrowing facilities approximated $1.8 billion at December 31, 2006, of which approximately $0.8 billion remained unused. These committed lines of credit expire or have renewal dates in 2007.
     Another financing source that has been used by the Corporation, particularly to fund PFH’s loan growth, has been secured borrowings under “on-balance sheet securitizations” of mortgage loans. The asset-backed securities issued by the securitization trust receive interest out of the interest collected on the securitized loans and generally pay down as the securitized loans are paid off.
POPULAR, INC. [P44]

As of December 31, 2006, borrowings outstanding associated with on-balance sheet securitizations performed by PFH amounted to $4.4 billion.
     At December 31, 2006, the Corporation had a committed credit facility from a syndicate of institutions in the amount of up to $555 million, which also serves as back-up for the commercial paper program, and can be utilized for general liquidity purposes. The facility has never been drawn upon and management does not anticipate doing so in the future.
     The national markets represent a further source of liquidity. In 2005, the SEC adopted amendments to its rules with respect to the registration, communications and offerings processes under the Securities Act of 1933. The rules, which became effective December 1, 2005, facilitate access to the capital markets by well-established public companies, modernize the existing restrictions on corporate communications during a securities offering and further integrate disclosure under the Securities Exchange Act of 1933 and the Securities Exchange Act of 1934. The amended rules provide the most flexibility to “well-known seasoned issues” (the seasoned issuers), including the option of automatic effectiveness upon filing of shelf registration statements and relief under the less restrictive communication rules. Seasoned issuers generally include those companies with a public float of common equity of at least $700 million or those companies that have at least issued $1 billion in aggregate principal amount of non-convertible securities, other than common equity, in the last three years. Based on each of these criteria, Popular, Inc. met the eligibility requirements to qualify as a seasoned issuer as of December 31, 2006.
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
     Some of the Corporation’s borrowings and deposits are subject to “rating triggers”, contractual provisions that accelerate the maturity of the underlying obligations in the case of a change in rating. Therefore, the need for the Corporation to raise funding in the marketplace could increase more than usual in the case of a rating downgrade. The amount of obligations subject to rating triggers that could accelerate the maturity of the underlying obligations was $15 million at December 31, 2006.
     In the course of borrowing from institutional lenders, the Corporation has entered into contractual agreements to maintain certain levels of debt, capital and asset quality, among other financial covenants. If the Corporation were to fail to comply with those agreements, it may result in an event of default. Such failure may allow lenders to accelerate the repayment of the related borrowings. An event of default could also affect the ability of the Corporation to raise new funds or renew maturing borrowings. At December 31, 2006, the Corporation had $1.4 billion in outstanding obligations subject to covenants, including those which are subject to rating triggers and those outstanding under the commercial paper program. As of year-end 2006, two of the Corporation’s subsidiaries had breached certain covenants in two credit facilities for which the Corporation obtained written waivers. Obligations outstanding subject to the covenant waivers as of December 31, 2006 approximated $170 million.
Other Funding Sources
The investment securities portfolio provides additional enhancement to the Corporation’s liquidity position, which may be created through either securities sales or repurchase agreements. The Corporation’s portfolio consists primarily of liquid U.S. Treasury and government sponsored agency securities that can be used to raise funds in the repo markets. At December 31, 2006, the investment and trading securities portfolios, as shown in Table L, totaled $10.3 billion, of which $2.8 billion, or 27%, had maturities of one year or less. Mortgage-related investments in Table L are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to the available un-pledged collateral at the time the transactions are to be consummated. The Corporation’s un-pledged investment and trading securities, excluding other investment securities, amounted to $3.7 billion as of December 31, 2006. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets.
     Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, and to a lesser extent commercial loans, have highly developed secondary markets, which the Corporation uses on a regular basis. The maturity distribution of the loan portfolio as of December 31, 2006 is presented in Table L. As of that date $12.4 billion or 38% of the loan portfolio is expected to mature within one year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.
     Another component of liquidity and an important source of funding is the Corporation’s capital. During the fourth quarter of 2005 and first quarter of 2006, the Corporation issued $216 million in newly issued common stock under a subscription rights offering.
ANNUAL REPORT [P45]

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
     At December 31, 2006, the aggregate contractual cash obligations including purchase obligations and borrowings maturities were:

	Payments Due by Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Certificates of deposit	$7,472	$1,967	$748	$140	$10,327
Fed funds and repurchase agreements	4,835	202	677	48	5,762
Other short-term borrowings	4,034	—	—	—	4,034
Long-term debt	2,836	4,048	849	1,004	8,737
Purchase obligations	151	98	40	11	300
Annual rental commitments under operating leases	56	86	49	140	331
Capital leases	—	1	1	20	22

Total contractual cash obligations	$19,384	$6,402	$2,364	$1,363	$29,513

     Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2006, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases to secure favorable pricing concessions, the Corporation has committed to contracts that may extend to several years.
     As of December 31, 2006, the Corporation’s liability on its pension and postretirement benefit plans amounted to $179 million. During 2007, the Corporation expects to contribute $3.2 million to the pension and benefit restoration plans, and $6.4 million to the postretirement benefit plan to fund current benefit payment requirements. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 22 to the consolidated financial statements for further information on these plans. Management believes the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition.
     A number of business and asset acquisition agreements to which the Corporation is a party may require the Corporation to make contingent payments in future years if certain predetermined goals, such as revenue or loan origination targets, are achieved within a specified time. Management estimates that the maximum future payments under these agreements at December 31, 2006 approximated $4.6 million.
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
     At December 31, 2006 the contractual amounts related to the Corporation’s off-balance sheet lending and other activities were:

	Amount of Commitment – Expiration Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Commitments to extend credit	$6,030	$993	$516	$196	$7,735
Commercial letters of credit	20	1	—	—	21
Standby letters of credit	140	30	11	—	181
Commitments to originate mortgage loans	544	4	—	—	548
Unfunded investment obligations	—	3	40	—	43

Total	$6,734	$1,031	$567	$196	$8,528

     The Corporation also enters into derivative contracts under which it is required either to receive cash or pay cash, depending on changes in interest rates. These contracts are carried at fair value on the consolidated statements of condition with the fair value representing the net present value of the expected future cash receipts and payments based on market rates of interest as of the statement of condition date. The fair value of the contract changes daily as interest rates change.
     Refer to the notes to the consolidated financial statements for further information on the Corporation’s contractual obligations, commercial commitments, and derivative contracts.
POPULAR, INC. [P46]

Credit Risk Management and Loan Quality
Credit risk represents the possibility of loss from the failure of a borrower or counterparty to perform according to the terms of a credit-related contract. Credit risk arises primarily from the Corporation’s lending activities, as well as from other on- and off-balance sheet credit instruments.
     The Corporation manages credit risk by maintaining sound underwriting standards, monitoring and evaluating loan portfolio quality, its trends and collectibility, and assessing reserves and loan concentrations. Also, credit risk is mitigated by recruiting qualified and highly skilled credit officers, implementing and monitoring lending policies and collateral requirements, and instituting credit review procedures to ensure appropriate actions to comply with laws and regulations. The Corporation’s credit policies require prompt identification and quantification of asset quality deterioration or potential loss in order to ensure the adequacy of the allowance for loan losses. Included in these policies, primarily determined by the amount, type of loan and risk characteristics of the credit facility, are various approval levels and lending limit constraints, ranging from the branch or department level to those that are more centralized. When considered necessary, the Corporation requires collateral to support credit extensions and commitments, which is generally in the form of real estate and personal property, cash on deposit and other highly liquid instruments.
     At December 31, 2006, the Corporation’s credit exposure was centered in its $32.7 billion total loan portfolio, which represented 75% of its earning assets. The portfolio composition for the last five years is presented in Table G.
     The Corporation’s Credit Strategy Committee (CRESCO) oversees all credit-related activities and is responsible for managing the Corporation’s overall credit exposure and developing credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through the CRESCO, management reviews asset quality ratios, trends and forecasts, problem loans, evaluates the provision for loan losses and assesses the methodology and adequacy of the allowance for loan losses on a monthly basis. The analysis of the allowance adequacy is presented to the Risk Management Committee of the Board of Directors for review, consideration and ratification on a quarterly basis.
     The Corporation also has a Corporate Credit Risk Management Division (CCRMD), which is centralized and independent of the lending function. It oversees the credit risk rating system and reviews the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (GAAP) and regulatory standards. In addition, there is a Credit Risk Management (CRM) function at the reportable segments. The CCRMD’s functions include managing and controlling the Corporation’s credit risk, which is accomplished through various techniques applied at different stages of the credit-granting process. A CRM representative, who is a permanent member of the Executive Credit Committee, oversees adherence to policies and procedures established for the initial underwriting of the credit portfolio. Also, the CRM performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and / or geographic regions. The CRM strives to identify problem loans early and has specialized workout officers, who are independent of the originating unit, that handle substantially all commercial loans which are past due over 90 days, have filed bankruptcy, or are considered problem loans based on their risk profile.
     The Corporation also has a Credit Process Review Group within the CRM, which performs annual comprehensive credit process reviews of several middle markets, construction, asset-based and corporate banking lending groups in BPPR. This group evaluates the credit risk profile of each originating unit along with each unit’s credit administration effectiveness, including the assessment of the risk rating representative of the current credit quality of the loans, and the evaluation of collateral documentation. The monitoring performed by this group contributes to assess compliance with credit policies and underwriting standards, to determine the current level of credit risk, to evaluate the effectiveness of the credit management process and to identify control deficiencies that may arise in the credit-granting process. Based on their findings, the Credit Process Review Group recommends corrective actions, if necessary, that help in maintaining a sound credit process. CCRMD has contracted an outside loan review firm to perform the credit process reviews in the U.S. mainland operations. The CCRMD and CRM participate in defining the review plan with the outside loan review firm and actively participate in the discussions of the results of the loan reviews with the business units. The CRM may periodically review the work performed by the outside loan review firm. CRM reports the results of the loan process reviews to the Audit Committee of the Corporation’s Board of Directors.
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
ANNUAL REPORT [P47]

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
     The Corporation manages exposures to a single borrower, industry or product type through participations and loan sales. The Corporation maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.
     The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses as well as corporate borrowers engaged in a wide variety of industries. The Corporation has approximately 952,600 consumer loans and 34,600 commercial lending relationships. Only 302 of these commercial borrowers have credit relations with an aggregate exposure of $10 million or more. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits. Approximately 62% of total commercial loans outstanding, including construction, are secured by real estate or cash collateral. In addition, the secured consumer loan portfolio was $2.5 billion or 47% of the total consumer portfolio at December 31, 2006.
     The Corporation makes a substantial number of loans to nonprime borrowers mainly through its subsidiary PFH. The actual rates of delinquencies, foreclosures and losses on these loans could be higher during economic slowdowns. Rising unemployment, higher interest rates or declines in housing prices tend to have a greater negative effect on the ability of such borrowers to repay their mortgage loans. At December 31, 2006, approximately 71% of PFH’s mortgage loan portfolio was nonprime, meaning that those borrowers have a credit score of 660 or below. This represented approximately 44% of the Corporation’s mortgage loan portfolio as of such date. Any sustained period of increased delinquencies, foreclosures or losses could harm the Corporation’s ability to sell loans, the prices received for its loans, the values of its mortgage loans held-for-sale or the residual interests in securitizations. In addition, any material decline in real estate values would weaken the collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, the Corporation would be subject to the risk of loss on such mortgage asset arising from borrower defaults to the extent not covered by third-party credit enhancement. As indicated previously in this MD&A, in January 2007, the Corporation announced the adoption of a Restructuring and Integration Plan for PFH that calls for PFH to exit the wholesale nonprime mortgage origination business.
Geographical and Government Risk
The Corporation is also exposed to geographical and government risk. In the past years, Popular has diversified its geographical risk as a result of its growth strategy in the United States and the Caribbean. Puerto Rico’s share of the Corporation’s total loan portfolio has decreased from 59% at the end of 1999 to approximately 45% at December 31, 2006. The Corporation’s assets and revenue composition by geographical area and by business segment is presented in Note 30 to the consolidated financial statements.
     The economy of Puerto Rico deteriorated throughout 2006. The weakened fiscal position of the P.R. Government and pressured consumer finances which were increasingly feeling the effects of rising oil prices, utilities and taxes, affected the P.R. economy considerably. Most economic sectors weakened when compared with the previous year. These factors may also have an adverse effect in the credit quality of the Corporation’s loan portfolios, as delinquency rates could increase in the short-term, until the economy stabilizes.
     Even though Puerto Rico’s Government and many of its instrumentalities are investment-grade rated borrowers in the U.S. capital markets, the current fiscal situation of the Commonwealth’s government (P.R. Government) led nationally recognized rating agencies to downgrade the credit rating of the P.R. Government debt obligations during 2006. After the approval in July 2006 of the P.R. Government’s fiscal year 2006-2007 budget and the adoption of a sales tax, the rating agencies removed the P.R. Government obligations from their respective watch lists, thus reducing the possibility of an immediate additional downgrade. The rating agencies have maintained the negative outlook for the Puerto Rico obligation bonds. Factors such as the government’s ability to implement meaningful steps to curb operating expenditures, improve managerial and budgetary controls, and eliminate the government’s reliance on loans from the Government Development Bank of Puerto Rico to cover budget deficits will be key determinants of future rating stability and restoration of the long-term outlook.
     At December 31, 2006, the Corporation had $901 million of credit facilities granted to or guaranteed by the P.R. Government and its political subdivisions, of which $50 million are uncommitted lines of credit. Of these total credit facilities granted, $735 million in loans were outstanding at December 31, 2006. A substantial portion of the Corporation’s credit exposure to the Government of Puerto Rico is either collateralized loans or obligations that have a specific source of income or revenues identified for their repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as water and electric power utilities. Public corporations have varying degrees of independence from the central Government and many receive appropriations or other payments from the central Government. The Corporation also has loans to various municipalities for which the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. Another portion of these loans consist of special obligations of various municipalities that are payable from the basic real and personal property taxes collected within such municipalities. The full good faith and credit obligations of the municipalities have a first lien on the basic property taxes.
POPULAR, INC. [P48]

Table N
Non-Performing Assets

	As of December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002

Non-accrual loans:
Commercial	$158,214	$133,746	$122,593	$168,266	$170,039
Lease financing	11,898	2,562	3,665	7,494	10,648
Mortgage	499,402	371,885	395,749	344,916	279,150
Consumer	48,074	39,316	32,010	36,350	40,019

Total non-performing loans	717,588	547,509	554,017	557,026	499,856
Other real estate	84,816	79,008	59,717	53,898	39,399

Total non-performing assets	$802,404	$626,517	$613,734	$610,924	$539,255

Accruing loans past-due 90 days or more	$99,996	$86,662	$79,091	$75,557	$67,828

Non-performing assets to loans held-in-portfolio	2.51%	2.02%	2.19%	2.74%	2.92%
Non-performing loans to loans held-in-portfolio	2.24	1.77	1.98	2.49	2.70
Non-performing assets to assets	1.69	1.29	1.38	1.68	1.60
Interest lost	$58,223	$46,198	$45,089	$45,541	$35,820

     Furthermore, as of December 31, 2006, the Corporation had outstanding $187 million in Obligations of Puerto Rico, States and Political Subdivisions as part of its investment portfolio. Refer to Notes 4 and 5 to the consolidated financial statements for additional information. Of that total, $164 million is exposed to the creditworthiness of the P.R. Government and its municipalities. Of that portfolio, $58 million are in the form of Puerto Rico Commonwealth Appropriation Bonds, which are currently rated Ba1, one notch below investment grade, by Moody’s and BBB-, the lowest investment grade rating, by Standard & Poor’s Rating Services (S&P), another nationally recognized credit rating agency. At December 31, 2006, the Appropriation Bonds indicated above represented approximately $3.0 million in unrealized losses in the Corporation’s portfolio of investment securities available-for-sale. The Corporation is closely monitoring the political and economic situation of the Island and evaluates the portfolio for any declines in value that management may consider being other-than-temporary. Management has the intent and ability to hold these investments for a reasonable period of time or up to maturity for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
     As further detailed in Notes 4 and 5 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government sponsored entities. In addition, $94 million of residential mortgages and $313 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2006.
Non-Performing Assets
A summary of non-performing assets by loan categories and related ratios is presented in Table N. Non-performing assets include past-due loans that are no longer accruing interest, renegotiated loans and real estate property acquired through foreclosure. During 2004, the Corporation adopted the standard industry practice of placing commercial and construction loans on non-accrual status if payments of principal or interest are delinquent 90 days or more, instead of 60 days or more, which was its previous policy.
     Non-performing commercial loans as of December 31, 2006 reflected an 18% increase from December 31, 2005, mainly due to deteriorating economic conditions in Puerto Rico. The percentage of non-performing commercial loans to commercial loans held-in-portfolio rose from 1.06% at the end of 2005 to 1.09% at the same date in 2006. For December 31, 2004, this ratio was 1.13%. Although non-performing commercial loans at December 31, 2005 reflected an increase from 2004, they declined as a percentage of loans held-in-portfolio mainly due to portfolio growth and the acquisition of Kislak’s portfolio which had low levels of non-performing loans.
     Non-performing financing leases represented 0.97% of the lease financing portfolio at December 31, 2006, compared with 0.20% at the end of 2005. The increase in non-performing leases for 2006 was mainly the impact of a system conversion. The new lease system identifies non-accruing leases at actual days past due instead of installments past due, which was the previous system
ANNUAL REPORT [P49]

parameter. The impact in interest reversals or charge-offs as a result of this system conversion was not significant. Also, the non-performing leases to lease portfolio ratio was unfavorably impacted by a decrease in the lease portfolio, mainly in the U.S. leasing subsidiary. Non-performing financing leases represented 0.31% of the lease financing portfolio at December 31, 2004. The decline in ratio from 2004 to 2005 was associated with improved delinquency levels combined with portfolio growth.
     Non-performing mortgage loans, which increased by $127.5 million, or 34%, since December 31, 2005, represented 62% of total non-performing assets and 4.51% of total mortgage loans held-in-portfolio at December 31, 2006, compared with 59% and 3.02%, respectively, at December 31, 2005, and 64% and 3.33%, respectively, at December 31, 2004. The increase in non-performing mortgage loans since December 31, 2005 was mostly due to higher delinquencies in the U.S. mainland portfolio, primarily in the nonprime market, and to a lesser extent, in Puerto Rico resulting from deteriorating economic conditions. Contributing to the rise in the non-performing mortgage loans to mortgage loans held-in-portfolio ratio since December 31, 2005 was a decrease in the mortgage loan portfolio at BPPR in 2006 mostly associated with the pooling of mortgage loans into FNMA mortgage-backed securities and the bulk sale of individual mortgage loans to a U.S. financial institution, transactions previously described in the Non-Interest Income section of this MD&A. Historically, the Corporation has experienced a low level of losses in its mortgage portfolio, principally in Puerto Rico. Ratios of mortgage loans net charge-offs as a percentage of the average mortgage loans held-in-portfolio are presented later in the Allowance for Loan Losses section of this MD&A. The decrease in non-performing mortgage loans from 2004 to 2005 was partly influenced by the shift from delinquent loans to other real estate, as a result of with higher foreclosures. Also, the mortgage loan portfolio at PFH declined since the end of 2004 due to a higher volume of off-balance sheet securitization transactions performed during 2005, in which the Corporation surrendered control over the loans.
     Non-performing consumer loans represented 0.92%, 0.83% and 0.79% of consumer loans held-in-portfolio at December 31, 2006, 2005 and 2004, respectively. The increase in this ratio resulted from higher delinquency levels, partially offset by portfolio growth.
     Other real estate assets at December 31, 2006 reflected an increase of $5.8 million, or 7%, compared with December 31, 2005. This increase was primarily associated with PFH’s nonprime mortgage business. With the slowdown in the U.S. housing market, the Corporation has seen some deterioration in certain geographic areas in which it lends. Specifically, these are areas impacted by challenges facing the automobile and related industries and a slowing of the market for resale of other real estate properties. As a result, defaulted loans in PFH’s mortgage portfolio have increased, which have moved these loans through the default process to the other real estate classification. The combination of increased flow of defaulted loans from the loan portfolio to other real estate owned and the slowing of the liquidation market has resulted in an increase in the number of units on hand.
     Under the standard industry practice, closed-end consumer loans are not customarily placed on non-accrual status prior to being charged-off. Excluding the closed-end consumer loans from non-accruing at December 31, 2006, adjusted non-performing assets would have been $754 million or 2.36% of loans held-in-portfolio, compared with $587 million or 1.89%, respectively, at December 31, 2005. The allowance to non-performing loans ratio at December 31, 2006 and 2005 would have been 78.00% and 90.85%, respectively. The decline in this ratio reflects a higher proportion of real estate secured loans in non-performing status. Given the change in policy in 2004 for placing commercial loans on non-accrual status previously discussed, and excluding the closed-end consumer loans from non-accruing at December 31, 2004, adjusted non-performing assets would have been $582 million or 2.08% of loans held-in-portfolio, and the allowance to non-performing loans ratio would have been 83.73%.
     Once a loan is placed in non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. Refer to Table N for information on the interest income that would have been realized had these loans been performing in accordance with their original terms.
     In addition to the non-performing loans discussed earlier, there were $103 million of loans at December 31, 2006, which in management’s opinion are currently subject to potential future classification as non-performing, and therefore are considered impaired for purposes of the analysis under SFAS No. 114. At December 31, 2005 and 2004, these potential problem loans approximated $30 million and $32 million, respectively. The increase from December 31, 2005 to the same date in 2006 was principally associated with a particular commercial lending relationship in the Corporation’s Puerto Rico banking operations.
POPULAR, INC. [P50]

     Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies as a percentage of their related portfolio category at December 31, 2006 and 2005 are presented below.

(Dollars in millions)	2006	2005

Loans delinquent 30 days or more	$1,917	$1,502
Total delinquencies as a percentage of total loans:
Commercial	2.93%	2.73%
Lease financing	9.30	2.52
Mortgage	9.97	7.51
Consumer	4.00	3.23

Total	5.86%	4.74%

     Accruing loans past due 90 days or more at December 31, 2006 are composed primarily of credit cards, FHA / VA and other insured mortgage loans, and delinquent mortgage loans included in the Corporation’s financial statements pursuant to the GNMA’s buy-back option program. Under SFAS No. 140, servicers of loans underlying GNMA mortgage-backed securities must report as their own assets defaulted loans that they have the option to purchase, even when they elect not to exercise the option. Also, accruing loans 90 days or more include residential conventional loans purchased from other financial institutions that, although delinquent, the Corporation has received timely payment from the sellers / servicers, and in most instances have limited guarantees under recourse agreements.
Allowance for Loan Losses
The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluations of inherent risks in the loan portfolio. The Corporation’s management evaluates the adequacy of the allowance for loan losses on a monthly basis. Some of the factors that management considers in determining the allowance are current economic conditions and the resulting impact on Popular’s loan portfolio, the composition of the portfolio by loan types and risk profiles, historical loss experience, the current level of the allowance in relation to total loans and to historical loss levels, results of periodic credit reviews of individual loans, collateral values of properties securing certain loans, regulatory requirements and loan impairment measurement, among others.
     The Corporation’s methodology to determine its allowance for loan losses follows the guidance in SFAS No. 114 (as amended by SFAS No. 118) and SFAS No. 5. Under SFAS No. 114, commercial loans over a predetermined amount are identified for impairment evaluation on an individual basis and specific impairment reserves are calculated. SFAS No. 5 provides for the recognition of a loss contingency for a group of homogeneous loans, which are not individually evaluated under SFAS No. 114, when it is probable that a loss has been incurred and the amount can be reasonably estimated. To determine the allowance for loan losses under SFAS No. 5, the Corporate Credit Risk Management Division calculates the Corporation’s loan losses based on historical net charge-offs and volatility experience segregated by loan type and legal entity.
     The result of the exercise described above is compared to stress-tested levels of historic losses over a period of time, recent tendencies of losses and industry trends. Management considers all indicators derived from the process described herein, along with qualitative factors that may cause estimated credit losses associated with the loan portfolios to differ from historical loss experience. The final outcome of the provision for loan losses and the appropriate level of the allowance for loan losses for each subsidiary and the Corporation is a determination made by the CRESCO, which actively reviews the Corporation’s allowance for loan losses.
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
     Refer to Table O for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years. The increase in the allowance for loan losses to loans held-in-portfolio ratio since 2005 reflects deteriorating credit quality trends.
     Table P details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.
     Also, the following table presents net charge-offs to average loans held-in-portfolio by loan category for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004

Commercial	0.28%	0.36%	0.48%
Lease financing	1.08	0.74	2.29
Mortgage	0.51	0.42	0.29
Consumer	2.38	1.81	2.05

Total	0.74%	0.62%	0.71%

     The decline in commercial, including construction loans, net charge-offs to average loans-held-in-portfolio ratio in 2006
ANNUAL REPORT [P51]

Table O
Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)	2006	2005	2004	2003	2002

Balance at beginning of year	$461,707	$437,081	$408,542	$372,797	$336,632
Allowances acquired	—	6,291	27,185	13,697	2,327
Provision for loan losses	287,760	195,272	178,657	195,939	205,570
Impact of change in reporting period*	2,510	1,586	—	—	—

	751,977	640,230	614,384	582,433	544,529

Losses charged to the allowance:
Commercial	55,605	64,559	64,931	80,069	89,426
Lease financing	24,526	20,568	37,125	22,995	32,037
Mortgage	59,613	48,212	33,032	29,495	14,701
Consumer	149,776	108,110	103,393	100,040	103,056

	289,520	241,449	238,481	232,599	239,220

Recoveries:
Commercial	17,283	22,067	19,778	20,594	23,891
Lease financing	10,643	10,939	11,385	11,477	18,084
Mortgage	979	775	1,440	467	714
Consumer	30,870	29,145	28,575	26,170	24,799

	59,775	62,926	61,178	58,708	67,488

Net loans charged-off:
Commercial	38,322	42,492	45,153	59,475	65,535
Lease financing	13,883	9,629	25,740	11,518	13,953
Mortgage	58,634	47,437	31,592	29,028	13,987
Consumer	118,906	78,965	74,818	73,870	78,257

	229,745	178,523	177,303	173,891	171,732

Balance at end of year	$522,232	$461,707	$437,081	$408,542	$372,797

Loans held-in-portfolio:
Outstanding at year end	$32,017,017	$31,011,026	$27,991,533	$22,330,600	$18,489,192
Average	31,246,079	28,830,965	24,881,341	20,258,913	17,861,152
Ratios:
Allowance for loan losses to year end loans held-in-portfolio	1.63%	1.49%	1.56%	1.83%	2.02%
Recoveries to charge-offs	20.65	26.06	25.65	25.24	28.21
Net charge-offs to average loans held-in-portfolio	0.74	0.62	0.71	0.86	0.96
Net charge-offs earnings coverage	4.24x	4.94x	4.59x	4.59x	3.93x
Allowance for loan losses to net charge-offs	2.27	2.59	2.47	2.35	2.17
Provision for loan losses to:
Net charge-offs	1.25	1.09	1.01	1.13	1.20
Average loans held-in-portfolio	0.92%	0.68%	0.72%	0.97%	1.15%
Allowance to non-performing assets	65.08	73.69	71.22	66.87	69.13
Allowance to non-performing loans	72.78	84.33	78.89	73.34	74.58

*	Represents the net effect of provision for loan losses, less net charge-offs corresponding to the impact of the change in fiscal period at certain subsidiaries described in the overview section (change from fiscal to calendar reporting year for non-banking subsidiaries).
POPULAR, INC. [ P52 ]

Table P
Allocation of the Allowance for Loan Losses

	As of December,
(Dollars in millions)	2006		2005		2004		2003		2002
		Percentage of		Percentage of		Percentage of		Percentage of		Percentage of
	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each
	for	Category to	for	Category to	for	Category to	for	Category to	for	Category to
	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*

Commercial	$204.0	45.3%	$184.4	40.7%	$179.0	38.9%	$171.5	38.4%	$163.9	43.9%
Lease financing	24.8	3.8	27.6	4.2	28.7	4.2	29.8	4.7	29.6	4.8
Mortgage	92.2	34.6	72.7	39.7	67.7	42.5	55.5	42.3	34.6	34.5
Consumer	201.2	16.3	177.0	15.4	161.7	14.4	151.7	14.6	144.7	16.8

Total	$522.2	100.0%	$461.7	100.0%	$437.1	100.0%	$408.5	100.0%	$372.8	100.0%

* Note: For purposes of this table the term loans refers to loans held-in-portfolio (excludes loans held-for-sale).

compared with 2005 was mostly associated with portfolio growth and the continuing identification and monitoring of potential problem loans. The allowance for loan losses corresponding to commercial loans held-in-portfolio represented 1.41% of that portfolio at December 31, 2006, compared with 1.46% in 2005 and 1.64% in 2004. The ratio of allowance to non-performing loans in the commercial loan category was 129.0% at the end of 2006, compared with 137.9% in 2005 and 146.0% in 2004. The decrease in this ratio from 2005 to 2006 was related to the composition of the commercial portfolio which is mostly secured by real estate and other adequate collateral, thus resulting in a lower level of losses. The portion of the allowance for loan losses related to impaired loans at December 31, 2006, 2005 and 2004, was $37 million, $20 million and $31 million, respectively. Further disclosures with respect to impaired loans are included in Note 7 to the consolidated financial statements.
     The increase in lease financing net charge-offs from 2005 to 2006 was related principally to higher delinquencies in Puerto Rico and increased charge-offs in the U.S. leasing subsidiary related to a particular customer lending relationship. The allowance for loan losses to the lease financing portfolio was 2.03% at December 31, 2006, compared with 2.11% at the same date in 2005 and 2.46% in 2004.
     Consumer loans net-charge offs for 2006 showed an increase of 51% when compared to 2005 and also increased as a percentage of the average consumer loan portfolio. The increase in this ratio was associated with higher delinquencies in Puerto Rico and growth in unsecured consumer loans, primarily personal loans and credit cards. The allowance for loan losses for consumer loans held-in-portfolio represented 3.86% of that portfolio at December 31, 2006, compared with 3.71% in 2005 and 4.00% in 2004. The increase in this ratio was the result of higher loan volumes coupled with increased levels of delinquencies and charge-offs.
     Mortgage loans net charge-offs for the year ended December 31, 2006 experienced an increase of 24% when compared with the previous year, mostly related with PFH. The mortgage loans net charge-offs to average mortgage loans held-in-portfolio ratio at this subsidiary as of December 31, 2006 was 0.77%, compared with 0.62% in 2005 and 0.38% in 2004. This increase was due to higher delinquency levels in the Corporation’s nonprime mortgage loan portfolio. Although deteriorating economic conditions have impacted the mortgage delinquency rates in Puerto Rico increasing the levels of non-accruing mortgage loans, historically the Corporation has experienced a low level of losses in its P.R. mortgage loan portfolio. This portfolio consists primarily of loans with adequate collateral coverage. The Corporation’s allowance for loan losses for mortgage loans held-in-portfolio represented 0.83% of that portfolio at December 31, 2006, compared with 0.59% in 2005 and 0.57% in 2004. The increase in this ratio from 2005 to 2006 was the result of higher trend of net charge-offs, the inherent losses in the nonprime portfolio due to economic conditions and the slowdown in that sector’s housing market.
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
     To monitor and control operational risk and mitigate related losses, the Corporation maintains a system of comprehensive policies and controls. The Corporation’s Operational Risk Committee (ORCO), which is composed of senior level
ANNUAL REPORT [P53]

representatives from the business lines and corporate functions, provides executive oversight to facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Corporation. The Operational Risk Management Division, within the Corporation’s Risk Management Group, serves as ORCO’s operating arm and is responsible for establishing baseline processes to measure, monitor, limit and manage operational risk. In addition, the Internal Audit Division provides oversight about policy compliance and ensures adequate attention is paid to correct issues identified.
     Operational risks fall into two major categories, business specific and corporate-wide affecting all business lines. The primary responsibility for the day-to-day management of business specific risks relies on business unit managers. Accordingly, business unit managers are responsible to ensure that appropriate risk containment measures, including corporate-wide or business segment specific policies and procedures, controls and monitoring tools, are in place to minimize risk occurrence and loss exposures. Examples of these include personnel management practices, data reconciliation processes, transaction processing monitoring and analysis and contingency plans for systems interruptions. To manage corporate-wide risks, specialized groups such as Legal, Information Security, Business Continuity, Finance and Compliance, assist the business units in the development and implementation of risk management practices specific to the needs of the individual businesses.
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
Significant Events Subsequent to Year-End 2006
U.S. Reorganization
As part of the Integration and Restructuring Plan of PFH, discussed previously in the Reportable Segment Results section in this MD&A, the Corporation actively worked in an internal corporate reorganization of its U.S. subsidiaries (the “Reorganization”). After notifying the Board of Governors of the Federal Reserve System and obtaining approval of the Corporation’s Board of Directors in January 2007, E-LOAN, as well as all of its direct and indirect subsidiaries, with the exception of E-LOAN Insurance Services, Inc. and E-LOAN International, Inc., became operating subsidiaries of BPNA. Prior to the consummation of this Reorganization, E-LOAN was a direct wholly-owned subsidiary of PFH. E-LOAN continues to offer its full range of products and conduct its direct activities through its online platform. As indicated previously in this MD&A, PFH business will be focused on consumer financing through its branch network and growing its third party mortgage servicing business.
     The Reorganization integrates a significant portion of Popular’s U.S. mainland lending operations into BPNA with the goal of centralizing similar business lines and facilities. This integration will benefit BPNA and E-LOAN and the direct and indirect subsidiaries of each by combining the knowledge and experience of the two entities in the lending business. E-LOAN will also benefit from lower cost funding. BPNA expects to strengthen the services it provides to customers and expand its operations and profitability. All U.S. mainland operations of Popular North America (BPNA, PFH and their subsidiaries, including E-LOAN) will report to a single corporate senior executive vice-president that reports directly to the Chief Executive Officer.
     The Reorganization did not cause any disruption or interruption in the delivery of services and products offered by the Corporation’s banking and non-banking subsidiaries to existing and potential customers in each of the markets served.
Recently Issued Accounting Pronouncements and Interpretations
The following is a list of recently issued accounting pronouncements and interpretations that were adopted in 2006 or that are applicable in subsequent years. Refer to Note 1 to the consolidated financial statements for a description of each statement and management’s assessment as to the impact of the adoptions.
SFAS No. 123-R “Share-Based Payment” - This Statement focuses primarily on transactions in which an entity exchanges its equity instruments for employee services and generally establishes standards for the accounting of transactions in which an entity obtains goods or services in share-based payment transactions. The impact of the adoption of SFAS 123-R in January 2006 was not significant for the results of the year ended December 31, 2006. Refer to Notes 1 and 23 to the consolidated financial statements for required disclosures and further information on the impact of this accounting pronouncement.
SFAS No. 153 “Exchanges of Nonmonetary Assets” - In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” SFAS No. 153 amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of
POPULAR, INC. [ P54 ]

nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The entity’s future cash flows are expected to significantly change if either of the following criteria is met: a) the configuration (risk, timing, and amount) of the future cash flows of the asset(s) received differs significantly from the configuration of the future cash flows of the asset(s) transferred; or b) the entity-specific value of the asset(s) received differs from the entity-specific value of the asset(s) transferred, and the difference is significant in relation to the fair values of the assets exchanged. A qualitative assessment will, in some cases, be conclusive in determining that the estimated cash flows of the entity are expected to significantly change as a result of the exchange. SFAS No. 153 was effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This Statement did not have a material impact on the Corporation’s financial condition, results of operations, or cash flows upon adoption in 2006.
SFAS No. 154 “Accounting Changes and Error Corrections” - In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. APB Opinion No. 20 previously required that such a change be reported as a change in accounting principle. SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements. SFAS No. 154, effective in 2006, did not have a significant impact on the statement of condition or results of operations of the Corporation.
SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” - In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140. SFAS No. 155 permits companies to elect, on a transaction-by-transaction basis, to apply a fair value measurement to hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation under SFAS No. 133. The statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Corporation elected to adopt SFAS No. 155 commencing in January 2007. The adoption of SFAS No. 155 is not expected to have a material impact on the Corporation’s consolidated financial statements.
SFAS No. 156 “Accounting for Servicing of Financial Assets — an amendment of FASB No. 140” — SFAS No. 156 requires that all separately recognized servicing assets and liabilities be initially measured at fair value, if practicable. For subsequent measurements, SFAS No. 156 permits companies to choose between using an amortization method or a fair value measurement method for reporting purposes by class of servicing asset or liability. The Corporation elected to adopt SFAS No. 156 commencing in January 2007. The adoption of SFAS No. 156 is not expected to have a material impact on the Corporation’s consolidated financial statements.
SFAS No. 157 “Fair Value Measurements” — SFAS No. 157, issued in September 2006, defines fair value, establishes a framework of measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets carried at fair value will be classified and disclosed in one of the three categories in accordance with the hierarchy. The three levels of the fair value hierarchy are: (1) quoted market prices for identical assets or liabilities in active markets; (2) observable market-based inputs or unobservable inputs that are corroborated by market data; and (3) unobservable inputs that are not corroborated by market data. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Corporation plans to adopt the provisions of SFAS No. 157 commencing with the first quarter of 2008. The Corporation is evaluating the impact that this accounting pronouncement may have in its consolidated financial statements and disclosures.
SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” - This accounting standard requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and
ANNUAL REPORT [P55]

other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s postretirement benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements.
     The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective for the Corporation as of December 31, 2006. Refer to Note 22 to the consolidated financial statements and to the Overview section of this MD&A for further information.
SFAS No. 159 “Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities” - In February 2007, the FASB issued SFAS No. 159 which provides companies with an option to report selected financial assets and liabilities at fair value. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. The standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. Management is evaluating the impact that this recently issued accounting standard may have on its consolidated financial statements.
FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109” (FIN 48) - In 2006, the FASB issued FIN 48 which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The accounting provisions of FIN 48 will be effective for the Corporation beginning January 1, 2007. The Corporation is currently evaluating the effects of FIN 48, but based on the analysis performed at the time, management does not anticipate that its adoption will have a material impact to the consolidated financial statements.
EITF Issue No. 06-03 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation,” (EITF 06-03) - In June 2006, the EITF reached a consensus on EITF Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). EITF 06-03 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. The provisions of EITF 06-03 will be effective for the Corporation as of January 1, 2007. The adoption of EITF 06-03 is not expected to have a material impact on the Corporation’s consolidated financial statements.
EITF Issue No. 06-5 “Accounting for Purchases of Life Insurance –Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (EITF 06-5) - EITF 06-5 focuses on how an entity should determine the “amount that could be realized under the insurance contract” at the balance sheet date in applying FTB 85-4, and whether the determination should be on an individual or group policy basis. At the September 2006 meeting, the Task Force affirmed as a final consensus that the cash surrender value and any additional amounts provided by the contractual terms of the insurance policy that are realizable at the balance sheet date should be considered in determining the amount that could be realized under FTB 85-4, and any amounts that are not immediately payable to the policyholder in cash should be discounted to their present value. Additionally, the Task Force affirmed as a final consensus the tentative conclusion that in determining “the amount that could be realized,” companies should assume that policies will be surrendered on an individual-by-individual basis, rather than surrendering the entire group policy. Also, the Task Force reached a consensus that contractual limitations on the ability to surrender a policy do not affect the amount to be reflected under FTB 85-4, but, if significant, the nature of those restrictions should be disclosed. The consensus
POPULAR, INC. [P56]

would be effective for fiscal years beginning after December 15, 2006. The guidance should be adopted with a cumulative effect adjustment to beginning retained earnings for all existing arrangements or retrospectively in accordance with SFAS No. 154. The Corporation is currently evaluating any impact that the adoption of EITF 06-5 may have on its statement of financial condition or results of operations as it relates to the bank-owned life insurance policy for which the Corporation is beneficiary. Management does not expect such impact to be material.
Staff Accounting Bulletin No. 108 — Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108) - In September 2006, the Securities and Exchange Commission (SEC) issued SAB No. 108 expressing the SEC staff’s views regarding the process of quantifying financial statement misstatements and the build up of improper amounts on the balance sheet. SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. The adoption of SAB 108 in 2006 did not result in a material impact on the Corporation’s consolidated financial statements.
ANNUAL REPORT [P57]

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
Cumulative Total Return to Common Stockholders - Was obtained by dividing (i) the cumulative amount of dividends per share, assuming dividend reinvestment since the measurement point December 31, 2001 plus (ii) the change in the per share price since the measurement date, by the share price at the measurement date.
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
Interest-Sensitive Assets / Liabilities - Interest-earning assets / liabilities for which interest rates are adjustable within a specified time period due to maturity or contractual arrangements.
Net Charge-Offs - The amount of loans written-off as uncollectible, net of the recovery of loans previously written-off.
Net Income Applicable to Common Stock - Net income less dividends paid on the Corporation’s preferred stock.
POPULAR, INC. [P58]

Net Income Per Common Share - Basic - Net income applicable to common stock divided by the number of weighted-average common shares outstanding.
Net Income Per Common Share - Diluted - Net income applicable to common stock divided by the sum of weighted-average common shares outstanding plus the effect of common stock equivalents that have the potential to be converted into common shares.
Net Interest Income -The difference between the revenue generated on earning assets, less the interest cost of funding those assets.
Net Interest Margin - Net interest income divided by total average earning assets.
Net Interest Spread - Difference between the average yield on earning assets and the average rate paid on interest bearing liabilities, and the contribution of non-interest bearing funds supporting earning assets (primarily demand deposits and stockholders’ equity).
Non-Performing Assets - Includes loans on which the accrual of interest income has been discontinued due to default on interest and / or principal payments or other factors indicative of doubtful collection, loans for which the interest rates or terms of repayment have been renegotiated, and real estate which has been acquired through foreclosure.
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
Overcollaterization - A type of credit enhancement by which an issuer of securities pledged collateral in excess of what is needed to adequately cover the repayment of the securities plus a reserve. By pledging collateral with a higher face value than the securities being offered for sale, an issuer of mortgage-backed bonds can get a more favorable rating from a rating agency and also guard against the possibility that the bonds may be called before maturity because of mortgage prepayments.
Overhead Ratio - Operating expenses less non-interest income divided by net interest income.
Provision For Loan Losses - The periodic expense needed to maintain the level of the allowance for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends, and taking into account loan impairment and net charge-offs.
Return on Assets - Net income as a percentage of average total assets.
Return on Equity - Net income applicable to common stock as a percentage of average common stockholders’ equity.
Servicing Right - A contractual agreement to provide certain billing, bookkeeping and collection services with respect to a pool of loans.
Tangible Equity - Consists of stockholders’ equity less goodwill and other intangible assets.
Tier 1 Leverage Ratio - Tier 1 Risk-Based Capital divided by average adjusted quarterly total assets. Average adjusted quarterly assets are adjusted to exclude non-qualifying intangible assets and disallowed deferred tax assets.
Tier 1 Risk — Based Capital - Consists of common stockholders’ equity (including the related surplus, retained earnings and capital reserves), qualifying noncumulative perpetual preferred stock, qualifying trust preferred securities and minority interest in the equity accounts of consolidated subsidiaries, less goodwill and other disallowed intangible assets, disallowed portion of deferred tax assets and the deduction for nonfinancial equity investments.
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
ANNUAL REPORT [P59]

Statistical Summary 2002-2006
Statements of Condition

	As of December 31,
(In thousands)	2006	2005	2004	2003	2002

Assets
Cash and due from banks	$950,158	$906,397	$716,459	$688,090	$652,556

Money market investments:
Federal funds sold and securities purchased under agreements to resell	286,531	740,770	879,321	764,780	1,091,435
Time deposits with other banks	15,177	8,653	319	8,046	3,057
Bankers’ acceptances	—	—	—	67	154

	301,708	749,423	879,640	772,893	1,094,646

Trading securities, at fair value	382,325	519,338	385,139	605,119	510,346
Investment securities available-for-sale, at fair value	9,850,862	11,716,586	11,162,145	10,051,579	10,310,656
Investment securities held-to-maturity, at amortized cost	91,340	153,104	340,850	186,821	180,751
Other investment securities, at lower of cost or realizable value	297,394	319,103	302,440	233,144	221,247
Loans held-for-sale, at lower of cost or market	719,922	699,181	750,728	271,592	1,092,927

Loans held-in-portfolio:	32,325,364	31,308,639	28,253,923	22,613,879	18,775,847
Less - Unearned income	308,347	297,613	262,390	283,279	286,655
Allowance for loan losses	522,232	461,707	437,081	408,542	372,797

	31,494,785	30,549,319	27,554,452	21,922,058	18,116,395

Premises and equipment, net	595,140	596,571	545,681	485,452	461,177
Other real estate	84,816	79,008	59,717	53,898	39,399
Accrued income receivable	248,240	245,646	207,542	176,152	184,549
Other assets	1,611,890	1,325,800	1,046,374	769,037	578,091
Goodwill	667,853	653,984	411,308	191,490	182,965
Other intangible assets	107,554	110,208	39,101	27,390	34,647

	$47,403,987	$48,623,668	$44,401,576	$36,434,715	$33,660,352

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,222,133	$3,958,392	$4,173,268	$3,726,707	$3,367,385
Interest bearing	20,216,198	18,679,613	16,419,892	14,371,121	14,247,355

	24,438,331	22,638,005	20,593,160	18,097,828	17,614,740
Federal funds purchased and assets sold under agreements to repurchase	5,762,445	8,702,461	6,436,853	5,835,587	6,684,551
Other short-term borrowings	4,034,125	2,700,261	3,139,639	1,996,624	1,703,562
Notes payable	8,737,246	9,893,577	10,180,710	6,992,025	4,298,853
Subordinated notes	—	—	125,000	125,000	125,000
Preferred beneficial interest in Popular North America’s junior subordinated deferrable interest debentures guaranteed by the Corporation	—	—	—	—	144,000
Other liabilities	811,424	1,240,002	821,491	633,129	677,605

	43,783,571	45,174,306	41,296,853	33,680,193	31,248,311

Minority interest in consolidated subsidiaries	110	115	102	105	1,162

Stockholders’ equity:
Preferred stock	186,875	186,875	186,875	186,875	—
Common stock	1,753,146	1,736,443	1,680,096	837,566	834,799
Surplus	526,856	452,398	278,840	314,638	278,366
Retained earnings	1,594,144	1,456,612	1,129,793	1,601,851	1,300,437
Treasury stock — at cost	(206,987)	(207,081)	(206,437)	(205,527)	(205,210)
Accumulated other comprehensive (loss) income, net of tax	(233,728)	(176,000)	35,454	19,014	202,487

	3,620,306	3,449,247	3,104,621	2,754,417	2,410,879

	$47,403,987	$48,623,668	$44,401,576	$36,434,715	$33,660,352

POPULAR, INC. [P60]

Statistical Summary 2002-2006
Statements of Income

	For the year ended December 31,
(In thousands, except per
common share information)	2006	2005	2004	2003	2002

Interest Income:
Loans	$2,486,453	$2,116,299	$1,751,150	$1,550,036	$1,528,903
Money market investments	29,626	30,736	25,660	25,881	32,505
Investment securities	516,237	488,814	413,492	422,295	445,925
Trading securities	32,125	30,010	25,963	36,026	16,464

Total interest income	3,064,441	2,665,859	2,216,265	2,034,238	2,023,797
Less — Interest expense	1,636,531	1,241,652	840,754	749,550	863,553

Net interest income	1,427,910	1,424,207	1,375,511	1,284,688	1,160,244
Provision for loan losses	287,760	195,272	178,657	195,939	205,570

Net interest income after provision for loan losses	1,140,150	1,228,935	1,196,854	1,088,749	954,674
Net gain (loss) on sale and valuation adjustment of investment securities	4,359	52,113	15,254	71,094	(3,342)
Trading account profit (loss)	35,288	30,051	(159)	(10,214)	(804)
Gain on sale of loans	117,421	83,297	44,168	53,572	52,077
All other operating income	652,417	619,814	549,508	511,558	495,832

	1,949,635	2,014,210	1,805,625	1,714,759	1,498,437

Operating Expenses:
Personnel costs	668,671	622,689	571,018	526,444	488,741
All other operating expenses	816,402	705,511	599,994	586,639	540,261

	1,485,073	1,328,200	1,171,012	1,113,083	1,029,002

Income before tax, minority interest and cumulative effect of accounting change	464,562	686,010	634,613	601,676	469,435
Income tax	106,886	148,915	144,705	130,326	117,255
Net gain of minority interest	—	—	—	(435)	(248)

Income before cumulative effect of accounting change	357,676	537,095	489,908	470,915	351,932
Cumulative effect of accounting change, net of tax	—	3,607	—	—	—

Net Income	$357,676	$540,702	$489,908	$470,915	$351,932

Net Income Applicable to Common Stock	$345,763	$528,789	$477,995	$460,996	$349,422

Basic EPS Before Cumulative Effect of Accounting Change*	$1.24	$1.97	$1.79	$1.74	$1.31

Diluted EPS Before Cumulative Effect of Accounting Change*	$1.24	$1.96	$1.79	$1.74	$1.31

Basic EPS After Cumulative Effect of Accounting Change*	$1.24	$1.98	$1.79	$1.74	$1.31

Diluted EPS After Cumulative Effect of Accounting Change*	$1.24	$1.97	$1.79	$1.74	$1.31

Dividends Declared per Common Share	$0.64	$0.64	$0.62	$0.51	$0.40

*	The average common shares used in the computation of basic earnings per common share were 278,468,552 for 2006; 267,334,606 for 2005; 266,302,105 for 2004; 265,481,840 for 2003 and 267,830,164 for 2002. The average common shares used in the computation of diluted earnings per common share were 278,703,924 for 2006; 267,839,018 for 2005; 266,674,856 for 2004; 265,595,832 for 2003 and 267,830,550 for 2002.
ANNUAL REPORT [P61]

Statistical Summary 2002-2006
Average Balance Sheet and
Summary of Net Interest Income

On a Taxable Equivalent Basis*
(Dollars in thousands)	2006			2005
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest earning assets:
Money market investments	$564,423	$31,382	5.56%	$797,166	$33,319	4.18%

U.S. Treasury securities	521,917	22,930	4.39	551,328	25,613	4.65
Obligations of U.S. Government entities	7,527,841	368,738	4.90	7,574,297	364,081	4.81
Obligations of Puerto Rico, States and political subdivisions	188,690	13,249	7.02	247,220	14,954	6.05
Collateralized mortgage obligations and mortgage-backed securities	3,063,097	177,206	5.79	3,338,925	163,853	4.91
Other	472,746	23,465	4.96	518,516	22,588	4.36

Total investment securities	11,774,291	605,588	5.14	12,230,286	591,089	4.83

Trading account securities	512,960	34,004	6.63	487,319	32,427	6.65

Loans (net of unearned income)	32,078,716	2,508,870	7.82	29,730,913	2,135,511	7.18

Total interest earning assets/ Interest income	44,930,390	$3,179,844	7.08%	43,245,684	$2,792,346	6.46%

Total non-interest earning assets	3,364,176			3,116,645

Total assets	$48,294,566			$46,362,329

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$9,317,779	$157,431	1.69%	$9,408,358	$125,585	1.33%
Time deposits	9,976,613	422,663	4.24	8,776,314	305,228	3.48
Short-term borrowings	10,677,161	518,960	4.86	10,327,417	349,203	3.38
Notes payable	9,868,385	537,477	5.45	9,644,925	453,489	4.70
Subordinated notes				119,178	8,147	6.84
Preferred beneficial interest in junior subordinated deferrable interest debentures guaranteed by the Corporation

Total interest bearing liabilities/ Interest expense	39,839,938	1,636,531	4.11	38,276,192	1,241,652	3.24

Total non-interest bearing liabilities	4,713,355			4,811,329

Total liabilities	44,553,293			43,087,521

Stockholders’ equity	3,741,273			3,274,808

Total liabilities and stockholders’ equity	$48,294,566			$46,362,329

Net interest income on a taxable equivalent basis		$1,543,313			$1,550,694

Cost of funding earning assets			3.64%			2.87%

Net interest margin			3.44%			3.59%

Effect of the taxable equivalent adjustment		115,403			126,487

Net interest income per books		$1,427,910			$1,424,207

*	Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis.

Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.
POPULAR, INC. [P62]

2004			2003			2002
Average		Average	Average		Average	Average		Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

$835,139	$25,660	3.07%	$833,237	$25,881	3.11%	$1,012,357	$32,505	3.21%

550,997	26,600	4.83	472,114	24,615	5.21	467,517	34,055	7.28

6,720,329	322,854	4.80	6,451,157	356,008	5.52	5,971,610	354,035	5.93

255,244	13,504	5.29	201,505	13,570	6.73	188,883	11,911	6.31

3,233,378	128,421	3.97	3,062,564	118,097	3.86	3,021,564	119,887	3.97
402,112	15,406	3.83	407,105	16,267	4.00	439,800	19,028	4.33

11,162,060	506,785	4.54	10,594,445	528,557	4.99	10,089,374	538,916	5.34

480,890	27,387	5.70	623,632	37,887	6.08	363,963	16,961	4.66

25,143,559	1,765,290	7.02	20,730,041	1,562,083	7.54	18,729,220	1,539,032	8.22

37,621,648	$2,325,122	6.18%	32,781,355	$2,154,408	6.57%	30,194,914	$2,127,414	7.05%

2,277,127			1,893,406			1,627,476

$39,898,775			$34,674,761			$31,822,390

$8,373,541	$92,026	1.10%	$7,741,007	$102,293	1.32%	$7,277,387	$160,314	2.20%

7,117,062	238,325	3.35	6,521,861	240,598	3.69	6,480,501	272,101	4.20
8,782,042	165,425	1.88	8,390,874	147,456	1.76	7,787,011	185,343	2.38
8,047,867	336,415	4.18	5,124,604	234,776	4.58	4,132,811	224,800	5.44
125,000	8,563	6.85	125,000	8,539	6.83	125,000	8,536	6.83

			194,959	15,888	8.15	145,254	12,459	8.58

32,445,512	840,754	2.59	28,098,305	749,550	2.67	25,947,964	863,553	3.33

4,550,126			4,031,343			3,724,040

36,995,638			32,129,648			29,672,004

2,903,137			2,545,113			2,150,386

$39,898,775			$34,674,761			$31,822,390

	$1,484,368			$1,404,858			$1,263,861

		2.23%			2.29%			2.86%

		3.95%			4.28%			4.19%

	108,857			120,170			103,617

	$1,375,511			$1,284,688			$1,160,244

ANNUAL REPORT [P63]

Statistical Summary 2005-2006
Quarterly Financial Data

	2006				2005
(In thousands, except per	Fourth	Third	Second	First	Fourth	Third	Second	First
common share information)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Summary of Operations
Interest income	$778,863	$781,331	$762,037	$742,210	$719,395	$666,088	$647,096	$633,280
Interest expense	418,534	439,293	396,258	382,446	358,014	317,978	289,666	275,994

Net interest income	360,329	342,038	365,779	359,764	361,381	348,110	357,430	357,286
Provision for loan losses	108,272	63,445	67,096	48,947	51,040	49,960	49,936	44,336
Net (loss) gain on sale and valuation adjustment of investment securities	(680)	7,123	(14,424)	12,340	1,222	(920)	561	51,250
Other non-interest income	205,997	184,226	198,410	216,493	212,958	175,968	189,897	154,339
Operating expenses	378,916	359,923	362,980	383,254	357,754	329,413	324,199	316,834

Income before income tax and cumulative effect of accounting change	78,458	110,019	119,689	156,396	166,767	143,785	173,753	201,705
Income tax	18,826	27,859	22,308	37,893	36,520	28,569	41,393	42,433

Income before cumulative effect of accounting change	59,632	82,160	97,381	118,503	130,247	115,216	132,360	159,272
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	—	3,607

Net income	$59,632	$82,160	$97,381	$118,503	$130,247	$115,216	$132,360	$162,879

Net income applicable to common stock	$56,654	$79,181	$94,403	$115,525	$127,269	$112,237	$129,382	$159,901

Net income per common share:
Basic before cumulative effect of accounting change	$0.20	$0.28	$0.34	$0.42	$0.48	$0.42	$0.48	$0.59
Diluted before cumulative effect of accounting change*	0.20	0.28	0.34	0.42	0.47	0.42	0.48	0.58
Basic after cumulative effect of accounting change	0.20	0.28	0.34	0.42	0.48	0.42	0.48	0.60
Diluted after cumulative effect of accounting change	0.20	0.28	0.34	0.42	0.47	0.42	0.48	0.60

Selected Average Balances
(In millions)
Total assets	$47,299	$48,376	$48,565	$48,957	$48,330	$46,048	$45,599	$45,439
Loans	32,171	32,273	31,941	31,924	31,266	29,297	29,035	29,326
Interest earning assets	43,992	44,948	45,196	45,604	44,903	42,925	42,596	42,547
Deposits	24,204	23,217	22,976	22,644	22,501	22,567	22,339	21,592
Interest bearing liabilities	38,732	39,841	40,094	40,714	40,315	38,110	37,315	37,335

Selected Ratios
Return on assets	0.50%	0.67%	0.80%	1.02%	1.07%	0.99%	1.16%	1.43%
Return on equity	6.20	8.75	10.72	14.04	15.66	14.21	17.06	21.62

*	Quarterly amounts for 2005 do not add to the year-to-date total due to rounding.
POPULAR, INC. [P64]

Management’s Report to
Stockholders
To Our Stockholders:
Management‘s Assessment of Internal Control Over Financial Reporting
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
The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2006 based on the criteria referred to above.
The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, has audited management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006 as stated in their report dated February 28, 2007.

Richard L. Carrión	Jorge A. Junquera
Chairman of the Board,	Senior Executive Vice President
President and Chief Executive Officer	and Chief Financial Officer
ANNUAL REPORT [P65]

Report of Independent Registered
Public Accounting Firm
To the Board of Directors
and Stockholders of Popular, Inc.
We have completed integrated audits of Popular, Inc.’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the consolidated financial statements, the Corporation changed the manner in which it accounts for defined benefit pension and other postretirement pension plans in 2006.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Assessment of Internal Control Over Financial Reporting, that the Corporation maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
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
POPULAR, INC. [P66]

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
PRICEWATERHOUSECOOPERS LLP
San Juan, Puerto Rico
February 28, 2007
CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires December 1, 2007
Stamp 2128176 of the P.R.
Society of Certified Public
Accountants has been affixed
to the file copy of this report.
ANNUAL REPORT [P67]

Consolidated Statements of
Condition

	December 31,
(In thousands)	2006	2005

Assets
Cash and due from banks	$950,158	$906,397

Money market investments:
Federal funds sold	84,350	186,000
Securities purchased under agreements to resell	202,181	554,770
Time deposits with other banks	15,177	8,653

	301,708	749,423

Trading securities, at fair value:
Pledged securities with creditors’ right to repledge	193,619	343,659
Other trading securities	188,706	175,679
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	3,743,924	6,110,179
Other securities available-for-sale	6,106,938	5,606,407
Investment securities held-to-maturity, at amortized cost (market value 2006 - $92,764; 2005 - $156,068)	91,340	153,104
Other investment securities, at lower of cost or realizable value (fair value 2006 - $412,593; 2005 - $426,407)	297,394	319,103
Loans held-for-sale, at lower of cost or market value	719,922	699,181

Loans held-in-portfolio:
Loans held-in-portfolio pledged with creditors’ right to repledge	306,320	208,774
Other loans held-in-portfolio	32,019,044	31,099,865
Less — Unearned income	308,347	297,613
Allowance for loan losses	522,232	461,707

	31,494,785	30,549,319

Premises and equipment, net	595,140	596,571
Other real estate	84,816	79,008
Accrued income receivable	248,240	245,646
Other assets	1,611,890	1,325,800
Goodwill	667,853	653,984
Other intangible assets	107,554	110,208

	$47,403,987	$48,623,668

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,222,133	$3,958,392
Interest bearing	20,216,198	18,679,613

	24,438,331	22,638,005
Federal funds purchased and assets sold under agreements to repurchase	5,762,445	8,702,461
Other short-term borrowings	4,034,125	2,700,261
Notes payable	8,737,246	9,893,577
Other liabilities	811,424	1,240,002

	43,783,571	45,174,306

Commitments and contingencies (See Notes 24, 26, 28, 31, 32)

Minority interest in consolidated subsidiaries	110	115

Stockholders’ Equity:
Preferred stock $25 liquidation value; 30,000,000 shares authorized; 7,475,000 issued and outstanding in both periods presented	186,875	186,875
Common stock, $6 par value; 470,000,000 shares authorized in both periods presented; 292,190,924 shares issued (2005 - 289,407,190) and 278,741,547 shares outstanding (2005 - 275,955,391)	1,753,146	1,736,443
Surplus	526,856	452,398
Retained earnings	1,594,144	1,456,612
Treasury stock-at cost, 13,449,377 shares (2005 - 13,451,799)	(206,987)	(207,081)
Accumulated other comprehensive loss, net of tax of ($84,143) (2005 - ($58,292))	(233,728)	(176,000)

	3,620,306	3,449,247

	$47,403,987	$48,623,668

The accompanying notes are an integral part of the consolidated financial statements.
POPULAR, INC. [P68]

Consolidated Statements of Income

	Year ended December 31,
(In thousands, except per share information)	2006	2005	2004

Interest Income:
Loans	$2,486,453	$2,116,299	$1,751,150
Money market investments	29,626	30,736	25,660
Investment securities	516,237	488,814	413,492
Trading securities	32,125	30,010	25,963

	3,064,441	2,665,859	2,216,265

Interest Expense:
Deposits	580,094	430,813	330,351
Short-term borrowings	518,960	349,203	165,425
Long-term debt	537,477	461,636	344,978

	1,636,531	1,241,652	840,754

Net interest income	1,427,910	1,424,207	1,375,511
Provision for loan losses	287,760	195,272	178,657

Net interest income after provision for loan losses	1,140,150	1,228,935	1,196,854
Service charges on deposit accounts	190,079	181,749	165,241
Other service fees	320,875	331,501	295,551
Net gain on sale and valuation adjustment of investment securities	4,359	52,113	15,254
Trading account profit (loss)	35,288	30,051	(159)
Gain on sale of loans	117,421	83,297	44,168
Other operating income	141,463	106,564	88,716

	1,949,635	2,014,210	1,805,625

Operating Expenses:
Personnel costs:
Salaries	517,178	474,636	427,870
Pension, profit sharing and other benefits	151,493	148,053	143,148

	668,671	622,689	571,018
Net occupancy expenses	116,742	108,386	89,821
Equipment expenses	135,877	124,276	108,823
Other taxes	44,543	39,197	40,260
Professional fees	141,534	119,281	95,084
Communications	68,283	63,395	60,965
Business promotion	129,965	100,434	75,708
Printing and supplies	17,741	18,378	17,938
Impairment losses on long-lived assets	7,232	—	—
Other operating expenses	118,128	122,585	103,551
Impact of change in fiscal period at certain subsidiaries	9,741	—	—
Amortization of intangibles and goodwill impairment losses	26,616	9,579	7,844

	1,485,073	1,328,200	1,171,012

Income before income tax and cumulative effect of accounting change	464,562	686,010	634,613
Income tax	106,886	148,915	144,705

Income before cumulative effect of accounting change	357,676	537,095	489,908
Cumulative effect of accounting change, net of tax	—	3,607	—

Net Income	$357,676	$540,702	$489,908

Net Income Applicable to Common Stock	$345,763	$528,789	$477,995

Basic Earnings per Common Share (EPS) Before Cumulative Effect of Accounting Change	$1.24	$1.97	$1.79

Diluted EPS Before Cumulative Effect of Accounting Change	$1.24	$1.96	$1.79

Basic EPS After Cumulative Effect of Accounting Change	$1.24	$1.98	$1.79

Diluted EPS After Cumulative Effect of Accounting Change	$1.24	$1.97	$1.79

Dividends Declared per Common Share	$0.64	$0.64	$0.62

The accompanying notes are an integral part of the consolidated financial statements.
ANNUAL REPORT [P69]

Consolidated Statements of Cash
Flows

	Year ended December 31,
(In thousands)	2006	2005	2004

Cash Flows from Operating Activities:
Net income	$357,676	$540,702	$489,908
Less: Cumulative effect of accounting change, net of tax	—	3,607	—
Less: Impact of change in fiscal period of certain subsidiaries, net of tax	(6,129)	—	—

Net income before cumulative effect of accounting change and change in fiscal period	363,805	537,095	489,908

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	84,388	81,947	74,270
Provision for loan losses	287,760	195,272	178,657
Amortization of intangibles and goodwill impairment losses	26,616	9,579	7,844
Impairment losses on long-lived assets	7,232	—	—
Amortization of servicing assets	62,819	25,766	14,773
Net gain on sale and valuation adjustment of investment securities	(4,359)	(52,113)	(15,254)
Net gain on disposition of premises and equipment	(25,929)	(29,079)	(15,804)
Net gain on sale of loans	(117,421)	(83,297)	(44,168)
Net amortization of premiums and accretion of discounts on investments	23,918	35,288	41,061
Net amortization of premiums and deferred loan origination fees and costs	130,091	127,235	118,087
Earnings from investments under the equity method	(12,270)	(10,982)	(8,271)
Stock options expense	3,006	5,226	3,223
Net disbursements on loans held-for-sale	(6,580,246)	(4,321,658)	(686,230)
Acquisitions of loans held-for-sale	(1,503,017)	(733,536)	(21,415)
Proceeds from sale of loans held-for-sale	6,782,081	4,127,381	163,753
Net decrease (increase) in trading securities	1,368,975	1,160,980	(137,209)
Net increase in accrued income receivable	(4,209)	(30,808)	(24,214)
Net decrease (increase) in other assets	25,939	(177,918)	(270,021)
Net increase in interest payable	32,477	35,218	30,085
Deferred income taxes	(26,208)	(3,679)	(4,191)
Net increase in postretirement benefit obligation	4,112	5,451	5,679
Net (decrease) increase in other liabilities	(83,544)	20,431	100,638

Total adjustments	482,211	386,704	(488,707)

Net cash provided by operating activities	846,016	923,799	1,201

Cash Flows from Investing Activities:
Net decrease (increase) in money market investments	381,421	160,061	(106,548)
Purchases of investment securities:
Available-for-sale	(254,930)	(4,243,162)	(5,620,097)
Held-to-maturity	(20,863,367)	(33,579,802)	(1,347,588)
Other	(66,026)	(77,716)	(79,857)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	1,876,458	3,317,198	4,628,051
Held-to-maturity	20,925,847	33,787,268	1,085,175
Other	88,314	61,053	10,561
Proceeds from sales of investment securities available-for-sale	208,802	388,596	632,151
Net disbursements on loans	(1,587,326)	(343,093)	(1,282,802)
Proceeds from sale of loans	938,862	297,805	555,071
Acquisition of loan portfolios	(448,708)	(2,650,540)	(3,672,093)
Assets acquired, net of cash	(3,034)	(411,782)	(169,036)
Acquisition of premises and equipment	(104,593)	(159,166)	(146,472)
Proceeds from sale of premises and equipment	87,913	71,053	34,846
Proceeds from sale of foreclosed assets	138,703	117,159	126,953

Net cash provided by (used in) investing activities	1,318,336	(3,265,068)	(5,351,685)

Cash Flows from Financing Activities:
Net increase in deposits	1,789,662	1,371,668	1,330,903
Net (decrease) increase in federal funds purchased and assets sold under agreements to repurchase	(3,053,167)	2,227,888	577,612
Net increase (decrease) in other short-term borrowings	1,226,973	(766,277)	1,103,515
Payments of notes payable	(3,469,429)	(2,650,972)	(2,463,462)
Proceeds from issuance of notes payable	1,506,298	2,341,011	4,983,228
Dividends paid	(188,321)	(182,751)	(168,927)
Proceeds from issuance of common stock	55,846	193,679	17,243
Treasury stock acquired	(367)	(1,467)	(1,259)

Net cash (used in) provided by financing activities	(2,132,505)	2,532,779	5,378,853

Cash effect of change in fiscal period and change in accounting principle	11,914	(1,572)	-

Net increase in cash and due from banks	43,761	189,938	28,369
Cash and due from banks at beginning of period	906,397	716,459	688,090

Cash and due from banks at end of period	$950,158	$906,397	$716,459

The accompanying notes are an integral part of the consolidated financial statements.
POPULAR, INC. [P70]

Consolidated Statements of Changes in Stockholders’ Equity

	Year ended December 31,
(In thousands except share information)	2006	2005	2004

Preferred Stock:
Balance at beginning and end of year	$186,875	$186,875	$186,875

Common Stock:
Balance at beginning of year	1,736,443	1,680,096	837,566
Common stock issued under Dividend Reinvestment Plan	5,154	4,372	2,683
Issuance of common stock	11,312	51,688	—
Transfer from retained earnings resulting from stock split effected in the form of a dividend	—	—	839,266
Options exercised	237	287	581

Balance at end of year	1,753,146	1,736,443	1,680,096

Surplus:
Balance at beginning of year	452,398	278,840	314,638
Common stock issued under Dividend Reinvestment Plan	11,323	13,263	12,810
Issuance of common stock	28,281	129,219	—
Issuance cost of common stock	1,462	(5,636)	—
Stock options expense on unexercised options, net of forfeitures	2,826	5,003	2,703
Options exercised	566	709	1,689
Transfer from (to) retained earnings	30,000	31,000	(53,000)

Balance at end of year	526,856	452,398	278,840

Retained Earnings:
Balance at beginning of year	1,456,612	1,129,793	1,601,851
Net income	357,676	540,702	489,908
Cash dividends declared on common stock	(178,231)	(170,970)	(163,787)
Cash dividends declared on preferred stock	(11,913)	(11,913)	(11,913)
Transfer to common stock resulting from stock split	—	—	(839,266)
Transfer (to) from surplus	(30,000)	(31,000)	53,000

Balance at end of year	1,594,144	1,456,612	1,129,793

Treasury Stock — At Cost:
Balance at beginning of year	(207,081)	(206,437)	(205,527)
Purchase of common stock	(367)	(1,467)	(1,259)
Reissuance of common stock	461	823	349

Balance at end of year	(206,987)	(207,081)	(206,437)

Accumulated Other Comprehensive (Loss) Income:
Balance at beginning of year	(176,000)	35,454	19,014
Other comprehensive (loss) income, net of tax	(17,877)	(211,454)	16,440
Adoption of SFAS No.158	(39,851)	—	—

Balance at end of year	(233,728)	(176,000)	35,454

Total stockholders’ equity	$3,620,306	$3,449,247	$3,104,621

Disclosure of changes in number of shares:

	Year ended December 31,
	2006	2005	2004

Preferred Stock:
Balance at beginning and end of year	7,475,000	7,475,000	7,475,000

Common Stock — Issued:
Balance at beginning of year	289,407,190	280,016,007	139,594,296
Issued under the Dividend Reinvestment Plan	858,905	728,705	447,138
Issuance of common stock	1,885,380	8,614,620	—
Stock split	—	—	139,877,770
Options exercised	39,449	47,858	96,803

Balance at end of year	292,190,924	289,407,190	280,016,007

Treasury stock	(13,449,377)	(13,451,799)	(13,433,904)

Common Stock — Outstanding	278,741,547	275,955,391	266,582,103

The accompanying notes are an integral part of the consolidated financial statements.
ANNUAL REPORT [P71]

Consolidated Statements of Comprehensive Income

	Year ended December 31,
(In thousands)	2006	2005	2004

Net income	$357,676	$540,702	$489,908

Other comprehensive loss, before tax:
Foreign currency translation adjustment	(386)	(785)	(11,033)
Minimum pension liability adjustment	(1,539)	(2,354)	—
Unrealized holding losses on securities available-for-sale arising during the period	(12,194)	(222,604)	40,985
Reclassification adjustment for gains included in net income	(4,359)	(51,591)	(12,738)
Net loss on cash flow hedges	(1,573)	(3,316)	(4,604)
Reclassification adjustment for losses included in net income	1,839	4,247	7,696
Cumulative effect of accounting change	—	(103)	—
Reclassification adjustment for gains included in net income	—	(20)	—

	(18,212)	(276,526)	20,306
Income tax benefit (expense)	335	65,072	(3,866)
Total other comprehensive (loss) income, net of tax	(17,877)	(211,454)	16,440

Comprehensive income, net of tax	$339,799	$329,248	$506,348

Disclosure of accumulated other comprehensive (loss) income:

	Year ended December 31,
(In thousands)	2006	2005	2004

Foreign currency translation adjustment	($36,701)	($36,315)	($35,530)

Minimum pension liability adjustment	(3,893)	(2,354)	—
Tax effect	1,518	918	—
Adoption of SFAS No.158	3,893	—	—
Tax effect	(1,518)	—	—

Net of tax amount	—	(1,436)	—

Underfunding of pension and postretirement benefit plans	—	—	—
Adoption of SFAS No.158	(69,260)	—	—
Tax effect	27,034	—	—

Net of tax amount	(42,226)	—	—

Unrealized (losses) gains on securities available-for-sale	(212,243)	(195,690)	78,505
Tax effect	57,146	57,297	(7,198)

Net of tax amount	(155,097)	(138,393)	71,307

Unrealized gains (losses) on cash flow hedges	90	(176)	(1,107)
Tax effect	(37)	77	418

Net of tax amount	53	(99)	(689)

Cumulative effect of accounting change, net of tax	243	243	366

Accumulated other comprehensive (loss) income	($233,728)	($176,000)	$35,454

The accompanying notes are an integral part of the consolidated financial statements.
POPULAR, INC. [P72]

Notes to Consolidated Financial Statements
ANNUAL REPORT [P73]

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
Nature of operations
The Corporation is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico (BPPR), as well as auto and equipment leasing and financing, mortgage loans, consumer loans, investment banking and broker-dealer services, and insurance services through specialized subsidiaries. In the United States, the Corporation has established a community banking franchise providing a broad range of financial services and products to the communities it serves through branches of Banco Popular North America (BPNA) in California, Texas, Illinois, New York, New Jersey and Florida. Popular Financial Holdings, Inc. (PFH) offers mortgage and personal loans, while E-LOAN, Inc. (E-LOAN) provides online consumer direct lending to obtain mortgage, auto loans and home equity lines of credit. The Corporation, through its financial transactions processing company, EVERTEC, Inc. (EVERTEC), continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion. Note 30 to the consolidated financial statements presents further information about the Corporation’s business segments.
Principles of consolidation
The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51” (“FIN No. 46(R)”), the Corporation also consolidates any variable interest entities (“VIEs”) for which it is the primary beneficiary and therefore will absorb the majority or the entity’s expected losses, receive a majority of the entity’s expected returns, or both. Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the consolidated statements of condition.
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
     Statutory business trusts that are wholly-owned by the Corporation and are issuers of trust preferred securities are not consolidated in the Corporation’s consolidated financial statements in accordance with the provisions of FIN No. 46(R).
     In the normal course of business, except for the Corporation’s banks and the parent holding company, the Corporation utilized a one-month lag in the consolidation of the financial results of its other subsidiaries (the “non-banking subsidiaries”), mainly to facilitate timely reporting. In 2005, the Corporation commenced a two-year plan to change the reporting period of its non-banking subsidiaries to a December 31st calendar period, primarily as part of a strategic plan to put in place an integrated corporate-wide financial system and to facilitate the consolidation process. The impact of this change in net income was included as a cumulative effect of accounting change in the Corporation’s consolidated financial results for the quarter ended March 31, 2005, and corresponds to the financial results for the month of December 2004 of the non-banking subsidiaries which implemented the change in the first reporting period of 2005. In the first quarter of 2006, the Corporation completed the second phase of the two-year plan, and as such, the financial results for the month of December 2005 of PFH (excluding E-LOAN which already had a December 31st year-end closing), Popular FS, Popular Securities and Popular North America (holding company only) were included in a separate line within operating expenses (before tax) in the consolidated statement of operations for the year ended December 31, 2006. The financial impact amounted to a loss of $9,741,000 (before tax). After tax, this change resulted in a net loss of $6,129,000. As of the end of the first quarter of 2006, all subsidiaries of the Corporation had aligned their year-end closings to December 31st, similar to the parent holding company. There are no unadjusted significant intervening events resulting from the difference in fiscal periods which management believes may materially affect the financial position or results of operations of the Corporation for the year ended December 31, 2006. Refer to Note 29 to the consolidated financial statements for a significant outstanding intercompany transaction that impacted the caption of other liabilities in the consolidated statement of condition at December 31, 2005.
Use of estimates in the preparation of financial statements
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of
POPULAR, INC. [P74]

America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Investment securities
Investment securities are classified in four categories and accounted for as follows:
•	Debt securities that the Corporation has the intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred.

•	Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in earnings.

•	Debt and equity securities not classified as either securities held-to-maturity or trading securities, and which have a readily available fair value, are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income. The specific identification method is used to determine realized gains and losses on securities available-for-sale, which are included in net gain (loss) on sale and valuation adjustment of investment securities in the consolidated statements of income.

•	Investments in equity or other securities that do not have readily available fair values are classified as other investment securities in the consolidated statements of condition. These securities are stated at the lower of cost or realizable value. The source of this value varies according to the nature of the investment, and is primarily obtained by the Corporation from valuation analyses prepared by third-parties or from information derived from financial statements available for the corresponding venture capital and mutual funds. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock, is included in this category. Their realizable value equals their cost.
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
     All derivatives are recognized on the statement of condition at fair value. When the Corporation enters into a derivative contract, the derivative instrument is designated as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period earnings. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded net of taxes in accumulated other comprehensive income and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts earnings. The ineffective portions of cash flow hedges are immediately recognized in current earnings. For free-standing derivative instruments, changes in the fair values are reported in current period earnings.
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
Loans held-for-sale
Loans held-for-sale include residential mortgages, and to a lesser extent consumer and commercial loans. Loans held-for-sale are stated at the lower of cost or market, cost being determined based on the outstanding loan balance less unearned income, and fair value determined, generally in the aggregate, based on current
ANNUAL REPORT [P75]

market prices for similar loans, outstanding investor commitments or discounted cash flow analyses using market assumptions. The cost basis also includes consideration of deferred origination fees and costs, which are recognized in earnings at the time of sale. The amount, by which cost exceeds market value, if any, is accounted for as a valuation allowance with changes therein included in the determination of net income for the period in which the change occurs. At December 31, 2006 and 2005, the fair value of loans held-for-sale substantially exceeded their cost.
Loans
Loans are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans. Fees collected and costs incurred in the origination of new loans are deferred and amortized using the interest method or a method which approximates the interest method over the term of the loan as an adjustment to interest yield.
     Nonaccrual loans are those loans on which the accrual of interest is discontinued. When a loan is placed on nonaccrual status, any interest previously recognized and not collected is generally reversed from current earnings.
     Recognition of interest income on commercial loans, construction loans, lease financing, conventional mortgage loans and closed-end consumer loans is discontinued when the loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. Income is generally recognized on open-end (revolving credit) consumer loans until the loans are charged-off. Closed–end consumer loans and leases are charged-off when they are 120 days in arrears. In the case of the Corporation’s non-bank consumer and mortgage lending subsidiaries, however, closed-end consumer loans are charged-off when payments are 180 days delinquent. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears.
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
     The methodology used to establish the allowance for loan losses is based on SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” (as amended by SFAS No. 118) and SFAS No. 5 “Accounting for Contingencies.” Under SFAS No. 114, commercial loans over a predefined amount are identified for impairment evaluation on an individual basis. The Corporation considers a commercial loan to be impaired when the loan amounts to $250,000 or more and interest and / or principal is past due 90 days or more, or, when based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired commercial loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate; the observable market price of the loan; or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired commercial loans is part of the Corporation’s overall allowance for loan losses. Meanwhile, SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. Under SFAS No. 5, the allowance for loan losses calculation for the Corporation is based on historical net charge-off experience by loan type and legal entity.
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
Transfers and servicing of financial assets and extinguishment of liabilities
The transfer of financial assets in which the Corporation surrenders control over the assets is accounted for as a sale to the extent that consideration other than beneficial interests is received in exchange. SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a Replacement of SFAS No. 125” sets forth the criteria that must be met for control over transferred assets to be considered to have
POPULAR, INC. [P76]

been surrendered, which includes, amongst others: (1) the assets must be isolated from creditors of the transferor, (2) the transferee must obtain the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the transferor cannot maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 criteria, the Corporation is prevented from derecognizing the transferred financial assets and the transaction is accounted for as a secured borrowing. For federal and Puerto Rico income tax purposes, the Corporation treats the transfers of loans which do not qualify as “true sales” under SFAS No. 140, as sales, recognizing a deferred tax asset or liability on the transaction.
     Where derecognition criteria are met and the transfer is accounted for as a sale, the Corporation recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. Gains or losses on sale depend in part on the previous carrying amount of the loans involved in the transfer which is allocated between the loans sold and the retained interests, based on their relative fair value at the date of the sale.
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
     The Corporation recognizes as separate assets the rights to service loans for others, whether those servicing assets are originated or purchased. The Corporation records mortgage servicing rights along with the corresponding loan discount on securitizations accounted for as secured borrowings.
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
     To estimate the fair value of servicing assets, the Corporation considers prices for similar assets and the present value of expected future cash flows associated with the servicing assets calculated using assumptions that market participants would use in estimating future servicing income and expense, including discount rates, anticipated prepayment and credit loss rates. For purposes of evaluating and measuring impairment of capitalized servicing assets, the Corporation stratifies such assets based on predominant risk characteristics of underlying loans, such as loan type, investor type and term. The amount of impairment recognized, if any, is the amount by which the capitalized servicing assets per stratum exceed their estimated fair value. Temporary impairment is recognized through a valuation allowance with changes included in net income for the period in which the change occurs. If it is later determined that all or a portion of the temporary impairment no longer exists for a particular tranche, the valuation allowance is reduced through a recovery in earnings. Any fair value in excess of the cost basis of the servicing asset for a given stratum is not recognized.
     Servicing rights are also reviewed for other-than-temporary impairment. When the recoverability of an impaired servicing asset is determined to be remote, the unrecoverable portion of the valuation allowance is applied as a direct write-down to the carrying value of the servicing rights, precluding subsequent recoveries.
Interest-only strips
The Corporation sells residential mortgage loans to qualifying special-purpose entities (QSPEs), which in turn issue asset-backed securities to investors. The Corporation retains an interest in the loans sold in the form of mortgage servicing rights and a residual or interest-only strip. The residual or interest-only strip represents the present value of future excess cash flows resulting from the difference between the interest received from the obligors on the loans and the interest paid to the investors on the asset-backed securities, net of credit losses, servicing fees and other expenses. The assets and liabilities of the QSPEs are not included in the Corporation’s consolidated statements of condition, except for the retained interests previously described. The interest-only strips related with securitizations performed prior to 2006 are classified as available-for-sale securities and are measured at fair value. The interest-only strips derived from securitizations performed in 2006 are accounted as trading securities and are also measured at fair
ANNUAL REPORT [P77]

value. Fair value estimates of the interest-only securities are based on the present value of the expected cash flows of each residual interest. Factors considered in the valuation model for calculating the fair value of these subordinated interests include market discount rates, anticipated prepayment, delinquency and loss rates on the underlying assets. The interest-only strips are valued using forward yield curves for interest rate projections. The valuations are performed by a third-party with assumptions provided by the Corporation. The interest-only strips are subject to other-than-temporary impairment evaluations on a quarterly basis.
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
     The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. Interest cost capitalized for the years ended December 31, 2004, 2005 and 2006 was not significant.
     The Corporation has operating lease arrangements primarily associated with the rental of premises to support the branch network or for general office space. Certain of these arrangements are non-cancellable and provide for rent escalations and renewal options. Rent expense on non-cancelable operating leases with scheduled rent increases are recognized on a straight-line basis over the lease term.
Impairment on long-lived assets
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
Goodwill and other intangible assets
The Corporation accounts for goodwill and identifiable intangible assets under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” Goodwill is recognized when the purchase price is higher than the fair value of net assets acquired in business combinations under the purchase method of accounting. Goodwill is not amortized, but is tested for impairment at least annually using a two-step process at each reporting unit level. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary. If needed, the second step consists of comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. In determining the fair value of a reporting unit, the Corporation generally uses a combination of methods: market price multiples of comparable companies and the dividend discount model, which is a specific approach of discounted cash flow analysis.
     Other intangible assets deemed to have an indefinite life are not amortized, but are tested for impairment using a one-step process which compares the fair value with the carrying amount of the asset. In determining that an intangible asset has an
POPULAR, INC. [P78]

indefinite life, the Corporation considers expected cash inflows and legal, regulatory, contractual, competitive, economic and other factors, which could limit the intangible assets’s useful life.
     Other identifiable intangible assets with a finite useful life, mainly core deposits, are amortized using various methods over the periods benefited, which range from 3 to 11 years. These intangibles are evaluated periodically for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.
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
     It is the Corporation’s policy to take possession of securities purchased under resell agreements. However, the counterparties to such agreements maintain effective control over such securities, and accordingly those are not reflected in the Corporation’s consolidated statements of condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral if deemed appropriate.
     It is the Corporation’s policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statements of condition.
Guarantees, including indirect guarantees of indebtedness of others
The Corporation, as a guarantor, recognizes at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Refer to Note 32 to the consolidated financial statements for further disclosures.
Treasury stock
Treasury stock is recorded at cost and is carried as a reduction of stockholders’ equity in the consolidated statements of condition. At the date of retirement or subsequent reissue, the treasury stock account is reduced by the cost of such stock. The difference between the consideration received upon issuance and the specific cost is charged or credited to surplus.
Income and expense recognition – Processing business
Revenue from information processing and other services is recognized at the time services are rendered. Rental and maintenance service revenue is recognized ratably over the corresponding contractual periods. Revenue from software and hardware sales and related costs is recognized at the time software and equipment is installed or delivered depending on the contractual terms. Revenue from contracts to create data processing centers and the related cost is recognized as project phases are completed and accepted. Operating expenses are recognized as incurred. Project expenses are deferred and recognized when the related income is earned. The Corporation applies Statement of Position (SOP) 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” as the guidance to determine what project expenses must be deferred until the related income is earned on certain long-term projects that involve the outsourcing of technological services.
Income Recognition – Insurance agency business
Commissions and fees are recognized when related policies are effective. Additional premiums and rate adjustments are recorded as they occur. Contingent commissions are recorded on the accrual basis when the amount to be received is notified by the insurance company. Commission income from advance business is deferred. An allowance is created for expected adjustments to commissions earned relating to policy cancellations.
Income Recognition – Investment banking revenues
Investment banking revenue is recorded as follows: underwriting fees at the time the underwriting is completed and income is reasonably determinable; corporate finance advisory fees as earned, according to the terms of the specific contracts and sales commissions on a trade-date basis.
Foreign exchange
Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange at the end of the period. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in accumulated other comprehensive income (loss), except for highly inflationary environments in which the effects are included in other operating income.
ANNUAL REPORT [P79]

     The Corporation conducts business in certain Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds interests in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency.
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
     Since June 2004, the Corporation’s interests in the Dominican Republic have been remeasured into the U.S. dollar. As of December 31, 2006, the cumulative inflation rate in the Dominican Republic over a 3-year period was below 100 percent, approximating 49.5%. The Corporation continues to remeasure the financial statements of those foreign entities until formal guidance is issued by the International Practices Task Force (“IPTF”) of the SEC Regulations Committee of the American Institute of Certified Public Accountants concluding that the Dominican Republic would cease being regarded as highly inflationary.
     During the year ended December 31, 2006, approximately $765,000 in net remeasurement gains on the investments held by the Corporation in the Dominican Republic were reflected in other operating income instead of accumulated other comprehensive (loss) income (2005 — $568,000; 2004 - $1,825,000). These net gains relate to improvement in the Dominican peso’s exchange rate to the U.S. dollar from $45.50 at June 30, 2004, when the economy reached the “highly inflationary” threshold, to $33.14 and $33.35 at the end of 2005 and 2006, respectively. The unfavorable cumulative translation adjustment associated with these interests at the reporting date in which the economy became highly inflationary approximated $31,787,000. Refer to the disclosure of accumulated comprehensive income included in the accompanying consolidated statements of comprehensive income (loss) for the outstanding balances of unfavorable foreign currency translation adjustments at December 31, 2006, 2005 and 2004.
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
     In September 2006, the Financial Accounting Standards Board issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” . SFAS No. 158 requires, among other things, the recognition of the funded status of each defined pension benefit plan, retiree health care and other postretirement benefit plans on the statement of condition. The Corporation adopted SFAS No. 158 as of December 31, 2006. See Note 22 for disclosures on the impact of this accounting pronouncement.
Stock-based compensation
In 2002, the Corporation opted to use the fair value method of recording stock-based compensation as described in SFAS No. 123 “Accounting for Stock Based Compensation”. The Corporation adopted SFAS No. 123-R “Share-Based Payment” on January 1, 2006 using the modified prospective transition method. Under the modified prospective transition method, results for prior periods have not been restated to reflect the effects of implementing SFAS No. 123-R. Accounting and reporting under SFAS No. 123-R is generally similar to the SFAS No. 123 approach
POPULAR, INC. [P80]

since fair value accounting has been used by the Corporation to recognize the stock-based compensation expense since 2002.
     Refer to Note 23 for disclosures on the impact of the adoption of SFAS No. 123-R in 2006.
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
Reclassifications
Certain reclassifications have been made to the 2005 and 2004 consolidated financial statements to conform with the 2006 presentation.
Recently issued accounting pronouncements and interpretations
SFAS No. 153 “Exchanges of Nonmonetary Assets”
In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” SFAS No. 153 amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The entity’s future cash flows are expected to significantly change if either of the following criteria is met: a) the configuration (risk, timing, and amount) of the future cash flows of the asset(s) received differs significantly from the configuration of the future cash flows of the asset(s) transferred; or b) the entity-specific value of the asset(s) received differs from the entity-specific value of the asset(s) transferred, and the difference is significant in relation to the fair values of the assets exchanged. A qualitative assessment will, in some cases, be conclusive in determining that the estimated cash flows of the entity are expected to significantly change as a result of the exchange. SFAS No. 153 was effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This Statement did not have a material impact on the Corporation’s financial condition, results of operations, or cash flows upon adoption in 2006.
SFAS No. 154 “Accounting Changes and Error Corrections”
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. APB Opinion No. 20 previously required that such a change be reported as a change in accounting principle. SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements. SFAS No. 154, effective in 2006, did not have a significant impact on the statement of condition or results of operations of the Corporation.
SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 ”
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140.” SFAS No. 155 permits companies to elect, on a transaction-by-transaction basis, to apply a fair value measurement to hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation under SFAS No. 133. The statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial
ANNUAL REPORT [P81]

instrument that pertains to a beneficial interest other than another derivative financial instrument. The Corporation elected to adopt SFAS No. 155 commencing in January 2007. The adoption of SFAS No. 155 is not expected to have a material impact on the Corporation’s consolidated financial statements.
SFAS No. 156 “Accounting for Servicing of Financial Assets — an amendment of FASB No. 140"
SFAS No. 156 requires that all separately recognized servicing assets and liabilities be initially measured at fair value, if practicable. For subsequent measurements, SFAS No. 156 permits companies to choose between using an amortization method or a fair value measurement method for reporting purposes by class of servicing asset or liability. The Corporation elected to adopt SFAS No. 156 commencing in January 2007. The adoption of SFAS No. 156 is not expected to have a material impact on the Corporation’s consolidated financial statements.
SFAS No. 157 “Fair Value Measurements"
SFAS No. 157, issued in September 2006, defines fair value, establishes a framework of measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets carried at fair value will be classified and disclosed in one of the three categories in accordance with the hierarchy. The three levels of the fair value hierarchy are: (1) quoted market prices for identical assets or liabilities in active markets; (2) observable market-based inputs or unobservable inputs that are corroborated by market data; and (3) unobservable inputs that are not corroborated by market data. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Corporation plans to adopt the provisions of SFAS No. 157 commencing with the first quarter of 2008. The Corporation is evaluating the impact that this accounting pronouncement may have in its consolidated financial statements and disclosures.
SFAS No. 159 “Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities"
In February 2007, the FASB issued SFAS No. 159 which provides companies with an option to report selected financial assets and liabilities at fair value. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. Management will be evaluating the impact that this recently issued accounting standard may have on its consolidated financial statements.
FASB Staff Position (“FSP”) Interpretation No. 46 (R)-6, “Determining the Variability to Be Considered in Applying Interpretation No. 46 (R)” (FSP FIN 46 (R)-6)
In April 2006, the FASB issued FSP FIN No. 46 (R)-6, “Determining the Variability to Be Considered in Applying Interpretation No. 46 (R).” This FSP addresses how a reporting enterprise should determine the variability to be considered in applying FIN No. 46 (R). The variability that is considered in applying FIN No. 46 (R) affects the determination of: (a) whether the entity is a variable interest entity, (b) which interests are variable interests in the entity, and (c) which party, if any, is the primary beneficiary of the VIE. FSP FIN No. 46 (R)-6 states that the design of the entity shall be considered in the determination of variable interests. The adoption of this standard during 2006 did not have a material impact on the consolidated financial statements of the Corporation.
FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109” (FIN 48)
In 2006, the FASB issued FIN 48 which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The accounting provisions of FIN 48 will be effective for the Corporation beginning in the first quarter of 2007. The Corporation is currently evaluating the effects of FIN 48, but based on the analysis performed at the time, management does not
POPULAR, INC. [P82]

anticipate that its adoption will have a material impact on the consolidated financial statements.
EITF Issue No. 06-03 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (EITF 06-03)
In June 2006, the EITF reached a consensus on EITF Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). EITF 06-03 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. The provisions of EITF 06-03 will be effective for the Corporation in January 2007. The adoption of EITF 06-03 is not expected to have a material impact on the Corporation’s consolidated financial statements.
EITF Issue No. 06-5 “Accounting for Purchases of Life Insurance –Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (EITF 06-5)
EITF 06-5 focuses on how an entity should determine the “amount that could be realized under the insurance contract” at the balance sheet date in applying FTB 85-4, and whether the determination should be on an individual or group policy basis. At the September 2006 meeting, the Task Force affirmed as a final consensus that the cash surrender value and any additional amounts provided by the contractual terms of the insurance policy that are realizable at the balance sheet date should be considered in determining the amount that could be realized under FTB 85-4, and any amounts that are not immediately payable to the policyholder in cash should be discounted to their present value. Additionally, the Task Force affirmed as a final consensus the tentative conclusion that in determining “the amount that could be realized,” companies should assume that policies will be surrendered on an individual-by-individual basis, rather than surrendering the entire group policy. Also, the Task Force reached a consensus that contractual limitations on the ability to surrender a policy do not affect the amount to be reflected under FTB 85-4, but, if significant, the nature of those restrictions should be disclosed. The consensus would be effective for fiscal years beginning after December 15, 2006. The guidance should be adopted with a cumulative effect adjustment to beginning retained earnings for all existing arrangements or retrospectively in accordance with SFAS No. 154. The Corporation is currently evaluating any impact that the adoption of Issue 06-5 may have on its statement of financial condition or results of operations as it relates to the bank-owned life insurance policy for which the Corporation is beneficiary. Management does not expect such impact to be material.
Staff Accounting Bulletin No. 108 — Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108)
In September 2006, the Securities and Exchange Commission (“SEC”) issued SAB No. 108 expressing the SEC staff’s views regarding the process of quantifying financial statement misstatements and the build up of improper amounts on the balance sheet. SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. The adoption of SAB 108 in 2006 did not result in a material impact on the Corporation’s consolidated financial statements.
Note 2 — Restrictions on cash and due from banks and highly liquid securities:
The Corporation’s subsidiary banks are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank or with a correspondent bank. Those required average reserve balances were approximately $621,387,000 at December 31, 2006 (2005 — $583,678,000). Cash and due from banks as well as other short-term, highly liquid securities are used to cover the required average reserve balances.
     In compliance with rules and regulations of the Securities and Exchange Commission, at December 31, 2006, the Corporation had securities with a market value of $445,000 (2005 — $549,000) segregated in a special reserve bank account for the benefit of brokerage customers of its broker-dealer subsidiary. These securities are classified in the consolidated statement of condition within the other trading securities category.
     As required by the Puerto Rico International Banking Center Law, at December 31, 2006 and 2005, the Corporation maintained separately for its two international banking entities (IBEs), $600,000 in time deposits, equally split for the two IBEs, which were considered restricted assets.
     The Corporation had restricted securities available-for-sale with a market value of $1,245,000 at December 31, 2006 to comply with certain requirements of the Insurance Code of Puerto Rico.
     As part of a line of credit facility with a financial institution, at December 31, 2006, the Corporation maintained restricted cash of $1,860,000 (2005 — $2,350,000) as collateral for the line of credit. The cash is being held in certificates of deposits which
ANNUAL REPORT [P83]

mature in less than 90 days. The line of credit is used to support letters of credit.
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
     The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2006	2005

Repledged	$179,303	$528,662
Not repledged	103,124	61,952

Total	$282,427	$590,614

     The repledged securities were used as underlying securities for repurchase agreement transactions.
Note 4 — Investment securities available-for-sale:
The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2006 and 2005 (2004 — only market value is presented) were as follows:

2006
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average
	cost	gains	losses	value	yield
	(Dollars in thousands)
U.S. Treasury securities
After 1 to 5 years	$29,343	—	$271	$29,072	3.99%
After 5 to 10 years	475,310	—	29,547	445,763	3.82

	504,653	—	29,818	474,835	3.83

Obligations of U.S. government sponsored entities
Within 1 year	902,898	—	5,711	897,187	3.63
After 1 to 5 years	2,234,285	$57	43,896	2,190,446	4.03
After 5 to 10 years	3,393,190	—	96,794	3,296,396	4.45
After 10 years	72,879	—	1,123	71,756	5.93

	6,603,252	57	147,524	6,455,785	4.21

Obligations of P.R., States and political subdivisions
Within 1 year	6,695	18	10	6,703	5.44
After 1 to 5 years	19,688	105	179	19,614	5.32
After 5 to 10 years	18,227	20	164	18,083	5.10
After 10 years	73,604	122	3,184	70,542	5.04

	118,214	265	3,537	114,942	5.12

Collateralized mortgage obligations
After 1 to 5 years	10,040	—	105	9,935	5.75
After 5 to 10 years	134,487	343	1,890	132,940	5.01
After 10 years	1,513,086	4,561	15,196	1,502,451	5.34

	1,657,613	4,904	17,191	1,645,326	5.32

Mortgage-backed securities
After 1 to 5 years	150,884	54	3,661	147,277	4.37
After 5 to 10 years	74,668	46	2,288	72,426	4.43
After 10 years	836,298	1,358	20,543	817,113	5.35

	1,061,850	1,458	26,492	1,036,816	5.15

Equity securities (without contractual maturity)	70,954	6,692	3,901	73,745	1.85

Other
After 1 to 5 years	121	27	—	148
After 5 to 10 years	307	329	—	636
After 10 years	45,898	2,731	—	48,629

	46,326	3,087	—	49,413	14.06

	$10,062,862	$16,463	$228,463	$9,850,862	4.51%

POPULAR, INC. [P84]

2005						2004
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average	Market
	cost	gains	losses	value	yield	value

	(Dollars in thousands)
U.S. Treasury securities
Within 1 year	$14,982	—	$190	$14,792	3.01%	$39,644
After 1 to 5 years	29,230	$14	136	29,108	4.16	14,953
After 10 years	484,166	—	23,741	460,425	3.82	469,388

	528,378	14	24,067	504,325	3.82	523,985

Obligations of U.S. government sponsored entities
Within 1 year	1,204,694	—	10,335	1,194,359	3.10	40,040
After 1 to 5 years	2,993,721	116	64,511	2,929,326	3.84	3,666,983
After 5 to 10 years	3,596,320	—	82,583	3,513,737	4.47	3,165,212
After 10 years	72,878	424	48	73,254	5.93	6,628

	7,867,613	540	157,477	7,710,676	4.04	6,878,863

Obligations of P.R., States and political subdivisions
Within 1 year	451	—	—	451	5.95	3,857
After 1 to 5 years	26,793	389	211	26,971	5.42	30,310
After 5 to 10 years	12,705	101	13	12,793	5.40	17,861
After 10 years	67,915	141	1,617	66,439	4.83	79,930

	107,864	631	1,841	106,654	5.05	131,958

Collateralized mortgage obligations
After 1 to 5 years	12,755	9	57	12,707	4.58	2,818
After 5 to 10 years	41,559	5	328	41,236	4.66	—
After 10 years	1,800,529	8,195	13,904	1,794,820	4.70	1,603,136

	1,854,843	8,209	14,289	1,848,763	4.70	1,605,954

Mortgage-backed securities
After 1 to 5 years	214,686	68	4,763	209,991	4.03	156,926
After 5 to 10 years	112,701	443	3,456	109,688	4.32	255,923
After 10 years	1,068,859	5,740	20,536	1,054,063	5.25	1,434,920

	1,396,246	6,251	28,755	1,373,742	4.99	1,847,769

Equity securities (without contractual maturity)	68,521	15,120	1,107	82,534	0.94	106,923

Other
Within 1 year	6,500	155	—	6,655	8.33	—
After 1 to 5 years	11,386	506	—	11,892	9.91	1,506
After 5 to 10 years	923	342	—	1,265	13.03	5,234
After 10 years	69,759	321	—	70,080	11.30	59,953

	88,568	1,324	—	89,892	10.92	66,693

	$11,912,033	$32,089	$227,536	$11,716,586	4.28%	$11,162,145

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
     The “Other” category in 2006 is composed substantially of interest-only strips derived from off-balance sheet mortgage loan securitizations by PFH.
     The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 2006, by contractual maturity are shown below:

(In thousands)	Amortized cost	Market value

Within 1 year	$909,593	$903,890
After 1 to 5 years	2,444,361	2,396,492
After 5 to 10 years	4,096,189	3,966,244
After 10 years	2,541,765	2,510,491

Total	$9,991,908	$9,777,117
Equity securities	70,954	73,745

Total investment securities available-for-sale	$10,062,862	$9,850,862

     Proceeds from the sale of investment securities available-for-sale during 2006 were $208,802,000 (2005 -$388,596,000; 2004 - $632,151,000). Gross realized gains and losses on these securities during 2006 were $22,924,000 and $691,000, respectively (2005 — $68,946,000 and $1,529,000; 2004 -$15,497,000 and $243,000).
     The following table shows the Corporation’s gross unrealized losses and fair value of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005:

December 31, 2006
	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$19,421	$134	$19,287
Obligations of U.S. government sponsored entities	425,076	4,345	420,731
Obligations of Puerto Rico, States and political subdivisions	21,426	259	21,167
Collateralized mortgage obligations	501,705	4,299	497,406
Mortgage-backed securities	28,958	484	28,474
Equity securities	11,180	3,699	7,481

	$1,007,766	$13,220	$994,546

	12 months or more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$485,232	$29,684	$455,548
Obligations of U.S. government sponsored entities	6,097,274	143,179	5,954,095
Obligations of Puerto Rico, States and political subdivisions	55,238	3,278	51,960
Collateralized mortgage obligations	564,217	12,892	551,325
Mortgage-backed securities	954,293	26,008	928,285
Equity securities	300	202	98

	$8,156,554	$215,243	$7,941,311

ANNUAL REPORT [P85]

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$504,653	$29,818	$474,835
Obligations of U.S. government sponsored entities	6,522,350	147,524	6,374,826
Obligations of Puerto Rico, States and political subdivisions	76,664	3,537	73,127
Collateralized mortgage obligations	1,065,922	17,191	1,048,731
Mortgage-backed securities	983,251	26,492	956,759
Equity securities	11,480	3,901	7,579

	$9,164,320	$228,463	$8,935,857

December 31, 2005
	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$9,854	$136	$9,718
Obligations of U.S. government sponsored entities	4,401,412	69,250	4,332,162
Obligations of Puerto Rico, States and political subdivisions	18,070	33	18,037
Collateralized mortgage obligations	672,546	6,394	666,152
Mortgage-backed securities	486,266	9,406	476,860
Equity securities	22,168	915	21,253

	$5,610,316	$86,134	$5,524,182

	12 months or more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$499,148	$23,931	$475,217
Obligations of U.S. government sponsored entities	3,379,970	88,227	3,291,743
Obligations of Puerto Rico, States and political subdivisions	54,680	1,808	52,872
Collateralized mortgage obligations	238,254	7,895	230,359
Mortgage-backed securities	672,428	19,349	653,079
Equity securities	3,837	192	3,645

	$4,848,317	$141,402	$4,706,915

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$509,002	$24,067	$484,935
Obligations of U.S. government sponsored entities	7,781,382	157,477	7,623,905
Obligations of Puerto Rico, States and political subdivisions	72,750	1,841	70,909
Collateralized mortgage obligations	910,800	14,289	896,511
Mortgage-backed securities	1,158,694	28,755	1,129,939
Equity securities	26,005	1,107	24,898

	$10,458,633	$227,536	$10,231,097

     At December 31, 2006, “Obligations of Puerto Rico, States and political subdivisions” include approximately $58 million in Commonwealth of Puerto Rico Appropriation Bonds (“Appropriation Bonds”). The rating on these bonds was downgraded in May 2006 by Moody’s Investors Service (“Moody’s”) to Ba1, one notch below investment grade. At that time, Moody’s commented that this action reflected the Government’s strained financial condition, the ongoing political conflict and the lack of agreement regarding the measures necessary to end the government’s multi-year trend of financial deterioration. In July 2006, this credit rating agency maintained the credit rating, but removed the Puerto Rico Government obligations from its watch list for further downgrades as the Government of Puerto Rico approved the 2007 fiscal year budget and established a new sales tax. A percentage of this sales tax is designated to be used as a revenue source to repay Puerto Rico Government Obligations. Future rating stability will be subject to the Government’s actions to reduce operating expenditures, improve managerial and budgetary controls, and eliminate its reliance on loans from the Government Development Bank for Puerto Rico, the Commonwealth’s fiscal agent, to cover operating deficits. Standard & Poor’s (S&P), another nationally recognized credit rating agency, rated the Appropriation Bonds BBB-, which is still considered investment grade. As of December 31, 2006, the Appropriation Bonds indicated above represented approximately $3.0 million in unrealized losses in the Corporation’s available-for-sale investment securities portfolio. The Corporation is closely monitoring the political and economic situation of the Island and evaluates its available-for-sale portfolio for any declines in value that management may consider being other-than-temporary. Management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
     During the year ended December 31, 2006, the Corporation recognized through earnings approximately $17,873,000 in losses in the investment securities available-for-sale portfolio that management considered to be other-than-temporarily impaired. These realized losses were associated with interest-only strips and equity securities.
     The unrealized loss positions of available-for-sale securities at December 31, 2006 are primarily associated with U.S. Government sponsored entities and Treasury obligations, and to a lesser extent, U.S. Agency-issued collateralized mortgage obligations, and mortgage-backed securities. The vast majority of these securities are rated the equivalent of AAA by the major rating agencies. The investment portfolio is structured primarily with highly liquid securities which possess a large and efficient secondary market. Valuations are performed at least on a quarterly basis using third party providers and dealer quotes. Management believes that the unrealized losses in the available-for-sale portfolio at December 31, 2006 are temporary and are substantially related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuers. Also, management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
POPULAR, INC. [P86]

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

	2006		2005
	Amortized	Market	Amortized	Market
(In thousands)	cost	Value	cost	Value

FNMA	$1,539,651	$1,517,525	$1,790,840	$1,776,604
FHLB	6,230,841	6,086,885	7,480,188	7,327,736
Freddie Mac	1,149,185	1,134,853	1,244,044	1,228,566

Note 5 — Investment securities held-to-maturity:
The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2006 and 2005 (2004 — only amortized cost is presented) were as follows:

	2006
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average
	cost	gains	losses	value	yield
	(Dollars in thousands)
Obligations of U.S. government sponsored entities
Within 1 year	$3,017	—	—	$3,017	5.19%

Obligations of P.R., States and political subdivisions
Within 1 year	1,360	—	—	1,360	4.94
After 1 to 5 years	7,002	$28	$53	6,977	5.47
After 5 to 10 years	10,515	213	3	10,725	5.93
After 10 years	53,275	1,318	105	54,488	6.06

	72,152	1,559	161	73,550	5.96

Collateralized mortgage obligations
After 10 years	381	—	21	360	5.45

Other
Within 1 year	6,570	16	—	6,586	5.52
After 1 to 5 years	9,220	44	13	9,251	5.65

	15,790	60	13	15,837	5.59

	$91,340	$1,619	$195	$92,764	5.87%

			2005			2004
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average	Amortized
	cost	gains	losses	value	yield	cost
	(Dollars in thousands)
Obligations of U.S. government sponsored entities
Within 1 year	$42,011	—	$25	$41,986	3.99%	$176,954

Obligations of P.R., States and political subdivisions
Within 1 year	5,270	$2	—	5,272	2.75	42,005
After 1 to 5 years	6,918	60	22	6,956	5.63	6,688
After 5 to 10 years	9,870	400	4	10,266	5.83	9,265
After 10 years	56,190	2,383	108	58,465	4.97	58,920

	78,248	2,845	134	80,959	4.99	116,878

Collateralized mortgage obligations
After 10 years	497	—	27	470	5.45	623

Other
Within 1 year	29,928	308	10	30,226	5.53	17,337
After 1 to 5 years	1,420	7	—	1,427	4.52	28,558
After 5 to 10 years	1,000	—	—	1,000	4.15	500

	32,348	315	10	32,653	5.45	46,395

	$153,104	$3,160	$196	$156,068	4.81%	$340,850

     Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.
     The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 2006, by contractual maturity are shown below:

(In thousands)	Amortized cost	Market value

Within 1 year	$10,947	$10,963
After 1 to 5 years	16,222	16,228
After 5 to 10 years	10,515	10,725
After 10 years	53,656	54,848

Total investment securities held-to-maturity	$91,340	$92,764

ANNUAL REPORT [P87]

     The following table shows the Corporation’s gross unrealized losses and fair value of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005:

December 31, 2006
	12 months or more and Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$26,623	$161	$26,462
Collateralized mortgage obligations	381	21	360
Other	1,250	13	1,237

	$28,254	$195	$28,059

December 31, 2005
	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$42,011	$25	$41,986
Obligations of Puerto Rico, States and political subdivisions	3,605	20	3,585
Other	1,000	10	990

	$46,616	$55	$46,561

	12 months or more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$22,533	$114	$22,419
Collateralized mortgage obligations	497	27	470
Other	250	—	250

	$23,280	$141	$23,139

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$42,011	$25	$41,986
Obligations of Puerto Rico, States and political subdivisions	26,138	134	26,004
Collateralized mortgage obligations	497	27	470
Other	1,250	10	1,240

	$69,896	$196	$69,700

     Management believes that the unrealized losses in the held-to-maturity portfolio at December 31, 2006 are temporary and are substantially related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuers. Also, management has the intent and ability to hold these investments until maturity.
Note 6 — Pledged assets:
At December 31, 2006 and 2005, certain securities and loans were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available. The classification and carrying amount of pledged assets, which the secured parties are not permitted to sell or repledge the collateral at December 31, were as follows:

(In thousands)	2006	2005

Investment securities available-for-sale	$2,645,272	$2,566,668
Investment securities held-to-maturity	658	953
Loans held-for-sale	332,058	30,584
Loans held-in-portfolio	10,260,198	12,049,850

	$13,238,186	$14,648,055

     Pledged securities and loans that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of condition.
Note 7 — Loans and allowance for loan losses:
The composition of loans held-in-portfolio at December 31, was as follows:

(In thousands)	2006	2005

Loans secured by real estate:
Insured or guaranteed by the U.S. Government or its agencies	$94,125	$104,454
Guaranteed by the Commonwealth of Puerto Rico	125,600	130,996
Commercial loans secured by real estate	7,185,965	6,597,149
Residential conventional mortgages	10,739,777	11,508,315
Construction and land development	1,664,592	1,092,640
Consumer loans secured by real estate	701,934	681,738

	20,511,993	20,115,292
Depository institutions	11,267	10,297
Commercial, industrial and agricultural	4,741,862	4,602,645
Lease financing	1,410,728	1,493,184
Consumer for household, credit cards and other consumer expenditures	4,636,398	4,357,405
Obligations of states and political subdivisions	510,844	338,978
Other	502,272	390,838

	$32,325,364	$31,308,639

     As of December 31, 2006, loans on which the accrual of interest income had been discontinued amounted to $717,588,000 (2005 — $547,509,000; 2004 — $554,017,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $58,223,000 (2005 — $46,198,000; 2004 — $45,089,000). Non-accruing loans as of December 31,
POPULAR, INC. [P88]

2006 include $48,074,000 (2005 — $39,316,000; 2004 —$32,010,000) in consumer loans.
     The commercial loans that were considered impaired at December 31, and the related disclosures follow:

	December 31,
(In thousands)	2006	2005

Impaired loans with a related allowance	$125,728	$69,617
Impaired loans that do not require allowance	82,462	46,236

Total impaired loans	$208,190	$115,853

Allowance for impaired loans	$36,998	$20,359

Average balance of impaired loans during the year	$156,951	$133,985

Interest income recognized on impaired loans during the year	$3,858	$5,113

     The changes in the allowance for loan losses for the year ended December 31, were as follows:

(In thousands)	2006	2005	2004

Balance at beginning of year	$461,707	$437,081	$408,542
Net allowances acquired	—	6,291	27,185
Provision for loan losses	287,760	195,272	178,657
Impact of change in reporting period	2,510	1,586	—
Recoveries	59,775	62,926	61,178
Loans charged-off	(289,520)	(241,449)	(238,481)

Balance at end of year	$522,232	$461,707	$437,081

     The components of the net financing leases receivable at December 31, were:

(In thousands)	2006	2005

Total minimum lease payments	$1,168,685	$1,255,128
Estimated residual value of leased property	237,235	234,281
Deferred origination costs, net of fees	4,808	3,775
Less — Unearned financing income	184,238	185,093

Net minimum lease payments	1,226,490	1,308,091
Less — Allowance for loan losses	24,842	27,617

	$1,201,648	$1,280,474

     At December 31, 2006, future minimum lease payments are expected to be received as follows:

(In thousands)

2007	$355,636
2008	292,141
2009	224,242
2010	162,373
2011 and thereafter	134,293

$1,168,685

Note 8 — Related party transactions:
The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

	Executive
(In thousands)	Officers	Directors	Total

Balance at December 31, 2004	$6,019	$86,097	$92,116
New loans	1,377	18,964	20,341
Payments	(3,390)	(40,238)	(43,628)
Other changes	1,257	(35,384)	(34,127)

Balance at December 31, 2005	$5,263	$29,439	$34,702
New loans	2,084	26,705	28,789
Payments	(1,535)	(23,903)	(25,438)
Other changes	(1,851)	(7,138)	(8,989)

Balance at December 31, 2006	$3,961	$25,103	$29,064

     The amounts reported as “other changes” include changes in the status of those who are considered related parties.
     Management believes these loans have been consummated on terms no more favorable than those that would have been obtained if the transactions had been with unrelated parties and do not involve more than the normal risk of collectibility.
     At December 31, 2006, the Corporation’s banking subsidiaries held deposits from related parties amounting to $32,760,000 (2005 — $45,902,000).
     From time to time the Corporation, in the ordinary course of its business, obtains services from related parties or makes contributions to non-profit organizations that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.
     During 2006, the Corporation engaged, in the ordinary course of business, the legal services of certain law firms in Puerto Rico, in which the Secretary of the Board of Directors of Popular, Inc. and immediate family members of an executive officer of the Corporation acted as Senior Counsel or as partners. The fees paid to these law firms for fiscal year 2006 amounted to approximately $1,622,000 (2005 — $2,130,000). These fees included $93,000 (2005 — $364,000) paid by the Corporation’s clients in connection with commercial loan transactions and $23,000 (2005 — $71,000) paid by mutual funds managed by the Bank.
     During 2006, the Corporation paid to an insurance broker who is considered a related party approximately $1,642,000 in commissions for the institutional insurance business of the Corporation and its subsidiaries (2005 — $1,661,000).
     During 2006, the Corporation made payments of approximately $1,163,000 under construction contracts granted to a special partnership whose officer and partner is considered a related party (2005 — $14,153,000). These contracts were granted on the basis
ANNUAL REPORT [P89]

of competitive bids or approved by the Audit Committee as required by the Corporation’s policy.
     For the year ended December 31, 2006, the Corporation made contributions of approximately $2,508,000 to non-profit organizations, principally Banco Popular Foundations dedicated to philanthropic work (2005 — $1,694,000).
Note 9 — Premises and equipment:
Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

	Useful life
(In thousands)	in years	2006	2005

Land		$84,753	$83,514

Buildings	10-40	397,863	361,927
Equipment	3-10	586,001	615,168
Leasehold improvements	2-10	111,794	102,254

		1,095,658	1,079,349
Less — Accumulated depreciation and amortization		610,267	615,066

		485,391	464,283

Construction in progress		24,996	48,774

		$595,140	$596,571

     Depreciation and amortization of premises and equipment for the year 2006 was $84,388,000 (2005 — $81,947,000; 2004 — $74,270,000) of which $26,398,000 (2005 — $23,979,000; 2004 —$21,224,000) was charged to occupancy expense and $57,990,000 (2005 — $57,968,000; 2004 — $53,046,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $28,374,000 (2005 — $23,100,000; 2004 — $19,396,000).
Note 10 — Goodwill and other intangible assets:
The changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005, allocated by reportable segment, and in the case of Banco Popular de Puerto Rico, as an additional disclosure, by business area, were as follows (refer to Note 30 for a discussion of the Corporation’s reportable segments):

	2006
	Balance at		Purchase		Balance at
	January 1,	Goodwill	accounting		December 31,
(In thousands)	2006	acquired	adjustments	Other	2006

Banco Popular de Puerto Rico:
P.R. Commercial Banking	$14,674	—	—	—	$14,674
P.R. Consumer and Retail Banking	34,999	—	—	—	34,999
P.R. Other Financial Services	4,110	—	$281	—	4,391
Banco Popular North America	404,447	—	—	($ 210)	404,237
Popular Financial Holdings	152,623	—	26,026	(14,239)	164,410
EVERTEC	43,131	$1,511	500	—	45,142

Total Popular, Inc.	$653,984	$1,511	$26,807	($14,449)	$667,853

	2005
	Balance at		Purchase		Balance at
	January 1,	Goodwill	accounting		December 31,
(In thousands)	2005	acquired	adjustments	Other	2005

Banco Popular de Puerto Rico:
P.R. Commercial Banking	$14,674	—	—	—	$14,674
P.R. Consumer and Retail Banking	34,999	—	—	—	34,999
P.R. Other Financial Services	3,322	$507	$281	—	4,110
Banco Popular North America	309,709	113,616	(2,926)	($15,952)	404,447
Popular Financial Holdings	9,514	143,109	—	—	152,623
EVERTEC	39,090	3,779	262	—	43,131

Total Popular, Inc.	$411,308	$261,011	($2,383)	($15,952)	$653,984

     Purchase accounting adjustments consist of adjustments to the value of the assets acquired and liabilities assumed resulting from the completion of appraisals or other valuations, adjustments to initial estimates recorded for transaction costs, if any, and contingent consideration paid during a contractual contingency period.
     In 2006, the amount included in the “other” category was related mostly to goodwill impairment losses of $14,239,000 in the Popular Financial Holdings reportable segment. These losses were associated with the updated goodwill impairment evaluation during the fourth quarter of 2006 due to the exited operations at PFH as part of the 2007 Restructuring and Integration Plan. Refer to Note 34 for information on this plan. The Banco Popular North America reportable segment also includes an amount in the “other” category related to the sale of the remaining retail outlets of Popular Cash Express (PCE) to PLS Financial during the first quarter of 2006. The purchase accounting adjustments for 2006 at the Popular Financial Holdings reportable segment were mostly related to E-LOAN’s acquisition.
POPULAR, INC. [P90]

     The increase in goodwill for Banco Popular North America during 2005 was mostly related to the Kislak Financial Corporation (Kislak) acquisition, while in Popular Financial Holdings the increase was mostly associated with the E-LOAN acquisition. The amount included in the “other” category for the Banco Popular North America reportable segment during 2005 was related to the partial sale of PCE operations to ACE Cash Express, Inc.
     At December 31, 2006, other than goodwill, the Corporation had $64,555,000 of identifiable intangibles with indefinite useful lives, mostly associated with E-LOAN’s trademark (2005 —$58,919,000; 2004 — $65,000).
     Except for Popular Financial Holdings’ goodwill impairment taken in 2006, the Corporation determined that there were no impairment losses to be recognized in 2004, 2005 and 2006 related to goodwill and other intangible assets with indefinite lives.
     The following table reflects the components of other intangible assets subject to amortization at December 31:

	2006		2005
	Gross	Accumulated	Gross	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization

Core deposits	$76,708	$48,367	$76,956	$40,848
Other customer relationships	11,156	2,171	8,175	507
Other intangibles	9,099	3,426	9,320	1,807

Total	$96,963	$53,964	$94,451	$43,162

     During the year ended December 31, 2006, the Corporation recognized $12,377,000 in amortization expense related to other intangible assets with definite lives (2005 — $9,579,000; 2004 -$7,844,000). Also, in December 2006, the Corporation recorded an impairment loss of $654,000 associated with the write-off of a customer relationship intangible asset at PFH due to the exited operations previously mentioned. This amount is included in the caption of impairment losses on long-lived assets in the consolidated statement of income.
     The following table presents the estimated aggregate amortization expense of the intangible assets with definite lives that the Corporation has at December 31, 2006, for each of the next five years:

(In thousands)

2007	$10,266
2008	8,455
2009	6,633
2010	5,677
2011	4,004

     No significant events or circumstances have occurred that would reduce the fair value of any reporting unit below its carrying amount.
Note 11 — Deposits:
Total interest bearing deposits at December 31, consisted of:

(In thousands)	2006	2005

Savings accounts	$5,811,192	$5,617,445
NOW, money market and other interest bearing demand	4,078,255	3,640,182

	9,889,447	9,257,627

Certificates of deposit:
Under $100,000	5,034,030	4,440,546
$100,000 and over	5,292,721	4,981,440

	10,326,751	9,421,986

	$20,216,198	$18,679,613

     A summary of certificates of deposit by maturity at December 31, 2006, follows:

(In thousands)

2007	$7,471,633
2008	1,314,779
2009	651,972
2010	500,006
2011	248,361
2012 and thereafter	140,000

$10,326,751

     At December 31, 2006, the Corporation had brokered certificates of deposit amounting to $865,685,000 (2005 —$1,166,317,000).
     The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $135,764,000 as of December 31, 2006 (2005 — $118,834,000).
ANNUAL REPORT [P91]

Note 12 — Federal funds purchased and assets sold under agreements to repurchase:
The following table summarizes certain information on federal funds purchased and assets sold under agreements to repurchase at December 31:

( Dollars in thousands)	2006	2005	2004

Federal funds purchased	$1,276,818	$1,500,575	$619,792
Assets sold under agreements to repurchase	4,485,627	7,201,886	5,817,061

Total amount outstanding	$5,762,445	$8,702,461	$6,436,853

Maximum aggregate balance outstanding at any month-end	$8,963,244	$8,883,733	$7,315,058

Average monthly aggregate balance outstanding	$7,290,853	$7,430,174	$6,309,117

Weighted average interest rate:
For the year	5.27%	3.61%	2.07%
At December 31	5.12	4.22	2.57

     The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the carrying value and approximate market value of the collateral (including accrued interest) as of December 31, 2006 and 2005. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held for trading purposes or which have been obtained under agreements to resell:

2006
				Weighted
	Repurchase	Carrying value	Market value	average
	liability	of collateral	of collateral	interest rate
	(Dollars in thousands)
U.S. Treasury securities
Within 30 days	$182,721	$179,717	$179,717	5.21%
After 30 to 90 days	245,169	239,623	239,623	5.22

	427,890	419,340	419,340	5.21

Obligations of other U.S. Government agencies and corporations
Overnight	310,970	316,302	316,302	5.28
Within 30 days	824,313	834,329	834,329	5.30
After 30 to 90 days	704,362	715,041	715,041	5.26
After 90 days	383,639	421,510	421,510	4.50

	2,223,284	2,287,182	2,287,182	5.15

Mortgage — backed securities
Overnight	45,319	51,601	51,601	3.16
Within 30 days	31,903	34,449	34,449	5.32
After 30 to 90 days	50,045	44,699	44,699	2.32
After 90 days	465,447	435,756	435,756	4.22

	592,714	566,505	566,505	4.03

Collateralized mortgage obligations
Overnight	53,201	61,755	61,755	3.16
Within 30 days	281,146	288,715	288,715	5.33
After 90 days	232,083	244,418	244,418	4.66

	566,430	594,888	594,888	4.85

Loans
Overnight	110,087	183,038	183,038	5.90
Within 30 days	147,513	150,724	150,724	5.80

	257,600	333,762	333,762	5.84

	$4,067,918	$4,201,677	$4,201,677	4.99%

POPULAR, INC. [P92]

2005
				Weighted
	Repurchase	Carrying value	Market value	average
	liability	of collateral	of collateral	interest rate
	(Dollars in thousands)
U.S. Treasury securities
Within 30 days	$125,696	$123,721	$123,721	4.04%
After 30 to 90 days	181,816	202,995	202,995	4.24
After 90 days	124,479	123,721	123,721	4.37

	431,991	450,437	450,437	4.22

Obligations of other U.S. Government agencies and corporations
Overnight	14,010	14,189	14,189	2.60
Within 30 days	1,204,169	1,235,501	1,235,501	4.17
After 30 to 90 days	1,614,994	1,657,756	1,657,756	4.29
After 90 days	1,381,450	1,449,828	1,449,828	3.65

	4,214,623	4,357,274	4,357,274	4.04

Mortgage — backed securities
Overnight	79,560	106,194	106,194	2.60
Within 30 days	193,569	200,008	200,008	4.28
After 30 to 90 days	159,419	158,440	158,440	4.98
After 90 days	338,162	364,265	364,265	3.30

	770,710	828,907	828,907	3.82

Collateralized mortgage obligations
Overnight	19,541	19,621	19,621	2.60
Within 30 days	121,400	128,197	128,197	4.39
After 30 to 90 days	76,191	78,581	78,581	4.38
After 90 days	416,142	427,878	427,878	4.24

	633,274	654,277	654,277	4.23

Loans
Overnight	85,389	88,145	88,145	4.79
Within 30 days	194,173	199,646	199,646	4.62

	279,562	287,791	287,791	4.67

	$6,330,160	$6,578,686	$6,578,686	4.07%

Note 13 — Other short-term borrowings:
Other short-term borrowings as of December 31, consisted of:

(Dollars in thousands)	2006	2005

Advances with FHLB paying interest monthly at fixed rates ranging from 5.39% to 5.40% (2005 - 4.16% to 4.50%)	$230,000	$475,000
Advances under credit facilities with other institutions at:
- fixed rates ranging from 5.38% to 5.65% (2005 - 3.77% to 4.40%)	386,000	282,734
- floating rates ranging from 0.45% to 0.75% (2005 - 0.75% to 2.00%) over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2006 was 5.32%; 2005 - 4.39%)	481,062	29,274
- a floating rate of 0.20% (2005 - 0.16%) over the 3-month LIBOR rate (3-month LIBOR rate at December 31, 2006 was 5.36%; 2005 - 4.54%)	10,000	20,000
Commercial paper at rates ranging from 4.80% to 5.44% (2005 - 3.50% to 4.42%)	193,383	419,423
Term funds purchased at:
- fixed rates ranging from 5.30% to 5.38% (2005 - 4.25% to 4.48%)	2,140,900	1,122,000
- floating rates ranging from 0.06% to 0.08% over the fed funds rate (Fed funds rate at December 31, 2006 was 5.38%; 2005 - 4.00%)	500,000	350,000
Others	92,780	1,830

	$4,034,125	$2,700,261

     The weighted average interest rate of other short-term borrowings at December 31, 2006 was 5.36% (2005 — 4.31%; 2004 — 2.24%). The maximum aggregate balance outstanding at any month-end was approximately $4,034,125,000 (2005 -$3,370,943,000; 2004 — $3,139,639,000). The average aggregate balance outstanding during the year was approximately $3,386,308,000 (2005 — $2,897,243,000; 2004 -$2,472,925,000). The weighted average interest rate during the year was 3.99% (2005 — 2.89%; 2004 - 1.39%).
     Note 15 presents additional information with respect to available credit facilities.
ANNUAL REPORT [P93]

Note 14 — Notes payable:
Notes payable outstanding at December 31, consisted of the following:

(Dollars in thousands)	2006	2005

Advances with FHLB:
- maturing from 2007 through 2028 paying interest at fixed rates ranging from 2.44% to 6.98% (2005-3.53% to 3.96%)	$289,881	$906,623
- maturing in 2007 paying interest quarterly at the 3-month LIBOR rate less 4 basis points (3-month LIBOR rate at December 31, 2006 was 5.36%; 2005 - 4.54%)	6,000	7,250
- maturing in 2007 paying interest monthly at the 1-month LIBOR rate plus 2 basis points (1-month LIBOR rate at December 31, 2006 was 5.32%; 2005 - 4.39%)	5,000	5,000
- maturing in 2008 paying interest monthly at a floating rate of 0.75% over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2006 was 5.32%; 2005 - 4.39%)	250,000	250,000
Advances under revolving lines of credit maturing in 2007 paying interest monthly at a floating rate of 0.90% over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2006 was 5.32%; 2005 - 4.39%)	426,687	195,008
Advances under revolving lines of credit with maturities until 2008 paying interest quarterly at a floating rate of 0.35% over the 3-month LIBOR rate (3-month LIBOR rate at December 31, 2006 was 5.36%)	69,994	—
Term notes with maturities ranging from 2007 through 2010 paying interest semiannually at fixed rates ranging from 3.25% to 5.65% (2005 - 2.40% to 7.29%)	2,014,928	2,427,113
Term notes with maturities until 2009 paying interest quarterly at a floating rate of 0.35% to 0.40% (2005 - 0.35% to 0.45%) over the 3-month LIBOR rate (3-month LIBOR rate at December 31, 2006 was 5.36%; 2005 - 4.54%)	349,295	54,988
Term notes with maturities until 2030 paying interest monthly at fixed rates ranging from 3.00% to 6.00%	3,100	3,100
Term notes with maturities until 2013 paying interest monthly at floating rates of 3.00% over the US treasury notes rate (US treasury notes rate at December 31, 2006 was 5.00%; 2005 - 4.40%)	10,428	12,783
Secured borrowings with maturities until 2015 paying interest monthly at fixed rates ranging from 3.52% to 7.12% (2005 - 2.83% to 7.12%)	2,695,916	3,241,677
Secured borrowings with maturities until 2015 paying interest monthly at rates ranging from 0.10% to 3.50% over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2006 was 5.32%; 2005 - 4.39%)	1,708,650	1,905,953
Notes linked to the S&P500 Index maturing in 2008	36,112	33,703
Junior subordinated deferrable interest debentures with maturities ranging from 2027 through 2034 with fixed interest rates ranging from 6.13% to 8.33% (Refer to Note 16)	849,672	849,672
Other	21,583	707

	$8,737,246	$9,893,577

     The aggregate amounts of maturities of notes payable at December 31, 2006 were as follows:

Notes
Year	Payable
(In thousands)
2007	$2,836,291
2008	2,557,622
2009	1,489,986
2010	517,479
2011	331,831
Later years	1,004,037

Total	$8,737,246

Note 15 — Unused lines of credit and other funding sources:
At December 31, 2006, the Corporation had borrowing facilities available with the Federal Home Loan Banks (FHLB) whereby the Corporation could borrow up to approximately $897,269,000 based on the assets pledged with the FHLB at that date (2005 -$1,710,802,000). Refer to Notes 13 and 14 for the amounts of FHLB advances outstanding under these facilities at December 31, 2006 and 2005.
     The FHLB advances are collateralized by investment securities and mortgage loans, do not have restrictive covenants and do not have callable features. The maximum borrowing potential with the FHLB is dependent on certain restrictive computations determined by the FHLB and which are dependent on the amount and type of assets available for collateral, among the principal factors. The available lines of credit with the FHLB included in this note are based on the assets pledged as collateral with the FHLB as of the end of the years presented. At December 31, 2006, the FHLB advances had no callable features (2005 — $25,000,000). Also, at December 31, 2006, there were $35,000,000 in putable advances with fixed rates ranging from 5.34% to 6.55% and maturities extending up to 2010 (2005 — $37,000,000). The FHLB has the option to convert the putable advances before maturity on any given conversion date to an adjustable rate advance of predetermined index for the remaining term to maturity, at the FHLB’s discretion.
     At December 31, 2006, the Corporation maintained certain committed lines of credit with unaffiliated banks under formal agreements that provide for financing of auto, mortgage and consumer loans. The maximum committed amount available under these borrowing facilities approximated $1,810,000,000 at December 31, 2006 (2005 — $2,360,000,000). At December 31, 2006, $1,022,847,000 were outstanding under these facilities (2005 - $503,284,000), and were included in the statement of condition within the following categories: repurchase agreements (Note
POPULAR, INC. [P94]

12), advances under credit facilities with other institutions (Note 13) and advances under revolving lines of credit (Note 14). Borrowings under these facilities are collateralized by the related mortgage, consumer or auto loans being financed or their security interests. These committed lines of credit expire or have renewal dates in 2007. The interest rate charged on these borrowings is primarily based on LIBOR plus various percentage points. These credit facilities require compliance with certain financial and non-financial covenants. As of December 31, 2006, the Corporation was in breach of a profitability covenant and a tangible net worth covenant in two of the credit facilities with borrowings outstanding amounting to $169,663,000. The Corporation received written waivers for these covenant violations.
     The Corporation has established a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2006, the borrowing capacity at the discount window approximated $2,935,472,000, which remained unused at December 31, 2006 (2005 - $2,600,480,000). The facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.
     At December 31, 2006, the Corporation and its subsidiary Popular North America had obtained a committed credit facility from a syndicate of institutions (the lenders). Under this credit facility, which requires the payment of facility and utilization fees, the Corporation can request the lenders to extend credit in the form of revolving loans, in an aggregate principal amount at any time outstanding not in excess of $555,000,000 (2005 -$520,000,000). This facility can be used for general corporate purposes and also serves as a backup facility to the Corporation’s commercial paper program. The credit facility expires in October 2007. As of December 31, 2006 and 2005, the Corporation has not drawn any funds under this credit facility.
     To provide further liquidity, at December 31, 2006 and 2005, BPPR had a $1,000,000,000 bank note program available for future issuance. Under this program BPPR has the requisite agreements in place to issue and sell its bank notes to institutional investors. At December 31, 2006 and 2005, the full amount was available for issuance.
     In 2005, the SEC adopted amendments to its rules with respect to the registration, communications and offerings processes under the Securities Act of 1933. The rules, which became effective December 1, 2005, facilitate access to the capital markets by well-established public companies, modernize the existing restrictions on corporate communications during a securities offering and further integrate disclosure under the Securities Act of 1933 and the Securities Act of 1934. The amended rules provide the most flexibility to “well-known seasoned issues” (the seasoned issuers), including the option of automatic effectiveness upon filing of shelf registration statements and relief under the less restrictive communications rules. Seasoned issuers generally include those companies with a public float of common equity of at least $700,000,000 or those companies that have at least issued $1,000,000,000 in aggregate principal amount of non-convertible securities, other than common equity, in the last three years. Based on each of these criteria, Popular, Inc. met the eligibility requirements to qualify as a seasoned issuer as of December 31, 2006.
Note 16 — Trust preferred securities:
At December 31, 2006 and 2005, the Corporation had established four trusts for the purpose of issuing trust preferred securities (the “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation. The sole assets of the trusts consisted of the junior subordinated debentures of the Corporation and the related accrued interest receivable. These trusts are not consolidated by the Corporation under FIN No. 46 (R).
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
     Financial data pertaining to the trusts follows:
(In thousands, including reference notes)

			Popular North
	BanPonce	Popular Capital	America Capital	Popular Capital
Issuer	Trust I	Trust I	Trust I	Trust II

Issuance date	February 1997	October 2003	September 2004	November 2004
Capital securities	$144,000	$300,000	$250,000	$130,000
Distribution rate	8.327%	6.700%	6.564%	6.125%
Common securities	$4,640	$9,279	$7,732	$4,021
Junior subordinated debentures aggregate liquidation amount	$148,640	$309,279	$257,732	$134,021
Stated maturity date	February 2027	November 2033	September 2034	December 2034
Reference notes	(a),(c),(e),(f),(g)	(b),(d), (f)	(a),(c), (f)	(b),(d), (f)

(a)	Statutory business trust that is wholly-owned by Popular North America (PNA) and indirectly wholly-owned by the Corporation.

(b)	Statutory business trust that is wholly-owned by the Corporation.

ANNUAL REPORT [P95]

(c)	The obligations of PNA under the junior subordinated debentures and its guarantees of the capital securities under the trust are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

(d)	These capital securities are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

(e)	The original issuance was for $150,000. The Corporation had reacquired $6,000 of the 8.327% capital securities.

(f)	The Corporation has the right, subject to any required prior approval from the Federal Reserve, to redeem after certain dates or upon the occurrence of certain events mentioned below, the junior subordinated debentures at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption. The maturity of the junior subordinated debentures may be shortened at the option of the Corporation prior to their stated maturity dates (i) on or after the stated optional redemption dates stipulated in the agreements, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event as set forth in the indentures relating to the capital securities, in each case subject to regulatory approval. A capital treatment event would include a change in the regulatory capital treatment of the capital securities as a result of the recent accounting changes affecting the criteria for consolidation of variable interest entities such as the trust under FIN 46(R).

(g)	Same as (f) above, except that the investment company event does not apply for early redemption.
     The Capital Securities of Popular Capital Trust I and Popular Capital Trust II are traded on the NASDAQ under the symbols “BPOPN” and “BPOPM”, respectively.
Note 17 — Earnings per common share:
The following table sets forth the computation of earnings per common share (“EPS”), basic and diluted, for the years ended December 31:

(In thousands, except share information)	2006	2005	2004

Net income	$357,676	$540,702	$489,908
Less: Preferred stock dividends	11,913	11,913	11,913

Net income applicable to common stock after cumulative effect of accounting change	$345,763	$528,789	$477,995

Net income applicable to common stock before cumulative effect of accounting change	$345,763	$525,182	$477,995

Average common shares outstanding	278,468,552	267,334,606	266,302,105
Average potential common shares	235,372	504,412	372,751

Average common shares outstanding - assuming dilution	278,703,924	267,839,018	266,674,856

Basic EPS before cumulative effect of accounting change	$1.24	$1.97	$1.79

Diluted EPS before cumulative effect of accounting change	$1.24	$1.96	$1.79

Basic EPS after cumulative effect of accounting change	$1.24	$1.98	$1.79

Diluted EPS after cumulative effect of accounting change	$1.24	$1.97	$1.79

     Potential common shares consist of common stock issuable under the assumed exercise of stock options and under restricted stock awards, using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise, in addition to the amount of compensation cost attributed to future services, are used to purchase common stock at the exercise date. The difference between the number of potential shares issued and the shares purchased is added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share. Stock options that result in lower potential shares issued than shares purchased under the treasury stock method are not included in the computation of dilutive earnings per share since their inclusion would have an antidilutive effect in earnings per share.
     For year 2006 there were 718,533 weighted average antidilutive stock options outstanding (2005 - 547,030; 2004 - 908,802). All shares of restricted stock are treated as outstanding for purposes of the diluted EPS computation.
Note 18 — Stockholders’ equity:
Effective April 30, 2004, the Corporation’s Restated Certificate of Incorporation was amended to increase the number of authorized shares of common stock from 180,000,000 to 470,000,000 and the number of authorized shares of preferred stock from 10,000,000 to 30,000,000.
     During the fourth quarter of 2005, existing shareholders of record of the Corporation’s common stock at November 7, 2005
POPULAR, INC. [P96]

fully subscribed to an offering of 10,500,000 newly issued shares of Popular, Inc.’s common stock at a price of $21.00 per share under a subscription rights offering. This offering resulted in $216,326,000 in additional capital, of which $175,271,000 impacted stockholders’ equity at December 31, 2005 and the remainder impacted the Corporation’s financial condition in the first quarter of 2006. As of December 31, 2005, this subscription rights offering resulted in 8,614,620 newly issued shares of common stock; the remaining 1,885,380 were issued during the first quarter of 2006.
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
     During the year 2006, cash dividends of $0.64 (2005 - $0.64; 2004 - $0.62) per common share outstanding amounting to $178,231,000 (2005 - $170,970,000; 2004 - $163,787,000) were declared. In addition, dividends declared on preferred stock amounted to $11,913,000 (2005 - $11,913,000; 2004 -$11,913,000). Dividends payable to shareholders of common stock at December 31, 2006 was $44,614,000 (2005 - $42,791,000).
     The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund totaled $346,192,000 at December 31, 2006 (2005 -$316,192,000). During 2006, $30,000,000 (2005 - $31,000,000) was transferred to the statutory reserve account. During 2004, $53,000,000 was transferred out from the statutory reserve account to retained earnings. The excess in the reserve that was transferred out resulted principally from the redemption of $300,000,000 of BPPR’s preferred stock that was wholly-owned by the Corporation and from a reduction in BPPR’s surplus resulting mostly from the reorganization of certain of the Corporation’s subsidiaries, including the transfer of the information processing and technology functions of BPPR to EVERTEC, Inc. At December 31, 2006, 2005 and 2004, BPPR was in compliance with the statutory reserve requirement.
Note 19 — Regulatory capital requirements:
The Corporation and its banking subsidiaries are subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Bank and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. The regulations define well-capitalized levels of Tier I, total capital and Tier I leverage of 6%, 10% and 5%, respectively. Management has determined that as of December 31, 2006 and 2005, the Corporation exceeded all capital adequacy requirements to which it is subject.
     At December 31, 2006 and 2005, BPPR, BPNA and Banco Popular, National Association (BP, N.A.) were well-capitalized under the regulatory framework for prompt corrective action, and there are no conditions or events since December 31, 2006 that management believes have changed the institutions’ category.
     The adjustment to capital as a result of the adoption of SFAS No. 158 on December 31, 2006 did not impact the regulatory capital ratios of the Corporation or any of its banking subsidiaries. In December 2006, regulatory agencies announced an interim decision that SFAS No. 158 would not affect regulatory capital of banking organizations. This is the position taken by the Corporation until the agencies issue the final rules.
ANNUAL REPORT [P97]

     The Corporation’s risk-based capital and leverage ratios at December 31, were as follows:

			Capital adequacy minimum
	Actual		requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
		2006

Total Capital
(to Risk-Weighted Assets):
Corporation	$4,169,451	11.86%	$2,811,418	8%
BPPR	2,362,713	12.81	1,475,460	8
BPNA	1,032,555	11.04	748,329	8

Tier I Capital
(to Risk-Weighted Assets):
Corporation	$3,727,860	10.61%	$1,405,709	4%
BPPR	1,700,583	9.22	737,730	4
BPNA	944,506	10.10	374,165	4

Tier I Capital
(to Average Assets):
Corporation	$3,727,860	8.05%	$1,389,915	3%
			1,853,220	4
BPPR	1,700,583	6.90	739,850	3
			986,467	4
BPNA	944,506	7.91	358,115	3
			477,486	4

			Capital adequacy minimum
	Actual		requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
		2005

Total Capital
(to Risk-Weighted Assets):
Corporation	$3,943,625	12.44%	$2,535,941	8%
BPPR	2,249,379	13.59	1,324,318	8
BPNA	930,939	11.38	654,378	8

Tier I Capital
(to Risk-Weighted Assets):
Corporation	$3,540,270	11.17%	$1,267,971	4%
BPPR	1,610,978	9.73	662,159	4
BPNA	844,109	10.32	327,189	4

Tier I Capital
(to Average Assets):
Corporation	$3,540,270	7.47%	$1,422,458	3%
			1,896,610	4
BPPR	1,610,978	6.28	770,083	3
			1,026,778	4
BPNA	844,109	7.14	354,428	3
			472,571	4

     The following table also presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized under prompt corrective action:

(Dollars in thousands)	2006		2005
	Amount	Ratio	Amount	Ratio

Total Capital
(to Risk-Weighted Assets):
BPPR	$1,844,325	10%	$1,655,398	10%
BPNA	935,412	10	817,973	10

Tier I Capital
(to Risk-Weighted Assets):
BPPR	$1,106,595	6%	$993,239	6%
BPNA	561,247	6	490,784	6

Tier I Capital
(to Average Assets):
BPPR	$1,233,083	5%	$1,283,472	5%
BPNA	596,858	5	590,713	5

Note 20 — Servicing assets:
The changes in servicing assets for the years ended December 31, were as follows:

(In thousands)	2006	2005	2004

Balance at beginning of year	$142,440	$58,103	$58,572
Rights originated	65,411	105,064	9,984
Rights purchased	23,769	5,039	4,320
Amortization	(65,615)	(25,766)	(14,773)

Balance at end of year	166,005	142,440	58,103
Less: Valuation allowance	1,006	951	920

Balance at end of year, net of valuation allowance	$164,999	$141,489	$57,183

     Included in the table above were $11,207,000 in rights originated and $2,796,000 in amortization corresponding to the activity for the month of December 2005 for PFH, which changed its fiscal year in the first quarter of 2006, as described in Note 1 to the consolidated financial statements.
     Total loans serviced for others were $13,779,258,000 at December 31, 2006 (2005 - $9,531,713,000; 2004 - $6,695,297,000). The estimated fair value of capitalized servicing rights was $183,117,000 at December 31, 2006 (2005 - $157,827,000; 2004 - $63,705,000).
POPULAR, INC. [P98]

     The activity in the valuation allowance for impairment of recognized servicing assets for the years ended December 31, was as follows:

(In thousands)	2006	2005	2004

Balance at beginning of year	$951	$920	$1,780
Additions charged to operations	536	362	233
Reductions credited to operations	(481)	(331)	(1,093)

Balance at end of year	$1,006	$951	$920

Note 21 — Retained interests on transfers of financial assets:
During the years ended December 31, 2006 and 2005, the Corporation retained servicing responsibilities and other residual interests on various securitization transactions and whole loan sales of residential mortgage and commercial loans performed by various subsidiaries. Valuation methodologies used in determining the fair value of the retained interests, including servicing assets and interest-only strips (IOs), are disclosed in Note 1 to the consolidated financial statements.
Popular Financial Holdings

During 2006, the Corporation, through its consumer lending subsidiary PFH, retained mortgage servicing rights (MSRs) and IOs on mortgage loans securitizations.
     During 2006, the Corporation conducted three off-balance sheet asset securitizations that involved the transfer of mortgage loans to qualifying special purpose entities (QSPE), which in turn transferred these assets and their titles to different trusts, thus isolating those loans from the Corporation’s assets. Approximately $1,024,633,000 in adjustable (“ARM”) and fixed-rate loans were securitized and sold by PFH during 2006, with a gain on sale of approximately $18,849,000. As part of these transactions, the Corporation recognized MSRs of $18,542,000 and IOs of $36,927,000.
     When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 criteria, the Corporation is not permitted to derecognize the transferred financial assets and the transaction is accounted for as a secured borrowing (“on-balance sheet securitization”). The loans are included in Note 6 as pledged loans held-in-portfolio.
     During 2006, the Corporation completed three on-balance sheet securitizations consisting of approximately $1,163,619,000 in adjustable and fixed-rate nonprime mortgage loans. As part of these transactions, the Corporation recognized MSRs of $16,521,000.
     IOs retained as part of off-balance sheet securitizations of nonprime mortgage loans prior to 2006 had been classified as investment securities available-for-sale and are presented at fair value in the consolidated statements of condition. PFH’s IOs classified as available-for-sale as of December 31, 2006 amounted to $49,413,000.
     Commencing in January 2006, the IOs derived from newly-issued PFH’s off-balance sheet securitizations are accounted as trading securities. As such, any valuation adjustment related to these particular IOs was recorded as part of trading account profit (loss) in the consolidated statements of income. IOs from PFH’s securitizations accounted for as trading securities amounted to $36,552,000 at December 31, 2006. The Corporation recognized trading losses on these IOs of $970,000 for the year ended December 31, 2006.
     The Corporation reviews the IOs for potential impairment on a quarterly basis and records impairment in accordance with SFAS No. 115 and EITF 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” During the year ended December 31, 2006, the Corporation recorded other-than-temporary impairment losses of $17,761,000 related to the IOs classified as available-for-sale (2005 — $14,922,000).
     PFH receives average annual servicing fees based on a percentage of the outstanding loan balance. In 2006, those average fees were 0.50% for mortgage loans.
     Key economic assumptions used in measuring the retained interests at the date of these off-balance sheet and on-balance sheet securitizations were:

MSRs
		Fixed-rate	ARM
	IOs	loans	loans

Prepayment speed	28% (Fixed-rate loans)	28%	35%
35% (ARM loans)
Weighted average life of collateral (in years)	2.5 to 2.9 years	3.5 years	2.5 years
Expected credit losses (annual rate)	1.7% to 3.2%	—	—
Discount rate (annual rate)	15% - 17%	14% - 16%	14% - 16%

     ARM loans consist of loans which have a fixed rate during the first two, three or five years and change to a variable interest rate thereafter.
ANNUAL REPORT [P99]

     In connection with the securitizations accounted for as sales, PFH’s retained interests are subordinated to investors’ interests. Their value is subject to credit, prepayment and interest rate risks on the transferred financial assets. The securitization related assets recorded in the statements of condition at year-end were as follows:

(In thousands)	2006	2005

IOs	$85,965	$61,578
MSRs	67,855	75,700
Servicing advances	13,214	34,942

     At December 31, 2006, key economic assumptions used to estimate the fair value of IOs and MSRs derived from PFH’s securitizations and the sensitivity of residual cash flows to immediate changes in those assumptions were as follows:

		MSRs
		Fixed-rate	ARM
(Dollars in thousands)	IOs	loans	loans

Carrying amount of retained interests	$85,965	$38,017	$29,838
Fair value of retained interests	$85,965	$37,815	$32,212
Weighted average collateral life (in years)	3.2 years	3.1 years	2.1 years

Weighted average prepayment speed (annual rate)	28% (Fixed-rate loans)	28%	35%
	35% (ARM loans)
Impact on fair value of 10% adverse change	($5,543)	$210	($149)
Impact on fair value of 20% adverse change	($9,284)	$234	($200)

Weighted average discount rate (annual rate)	17%	16%	16%
Impact on fair value of 10% adverse change	($4,172)	($901)	($542)
Impact on fair value of 20% adverse change	($8,081)	($1,761)	($1,060)

Expected credit losses (annual rate)	1.28% to 3.19%	—	—
Impact on fair value of 10% adverse change	($4,792)	—	—
Impact on fair value of 20% adverse change	($9,558)	—	—

     PFH, as servicer, collects prepayment penalties on a substantial portion of the underlying serviced loans. As such, an adverse change in the prepayment assumptions with respect to the MSRs could be partially offset by the benefit derived from the prepayment penalties estimated to be collected.
     The amounts included in the tables above exclude any purchased MSRs since these assets were not derived from securitizations or loan sales executed by the Corporation. Purchased MSRs are valued under the same framework and the valuations are based on substantially similar assumptions. Purchased and originated MSRs are stratified as fixed/arm and are evaluated for impairment in the aggregate by strata.
     Certain cash flows received from and paid to securitization trusts for the years ended December 31, included:

(In thousands)	2006	2005

Servicing fees received	$20,440	$7,478
Servicing advances, net of repayments	25,990	11,705
Other cash flows received on retained interests	25,250	28,337

Banking subsidiaries

In addition, the Corporation’s banking subsidiaries retain servicing responsibilities on the sale of wholesale mortgage loans and loans guaranteed by the Small Business Administration (SBA). Also, servicing responsibilities are retained under pooling/selling arrangements of mortgage loans into mortgage-backed securities, primarily GNMA and FNMA securities. Substantially all mortgage loans securitized by the banking subsidiaries have fixed rates. Under these servicing agreements, the banking subsidiaries do not earn significant prepayment penalties on the underlying loans serviced.
     Gains of $42,672,000 and $48,155,000 were realized by the banking subsidiaries on the securitization transactions that met the sale criteria under SFAS No. 140 and the whole loan sales involving retained interests, which took place in 2006 and 2005, respectively.
     The banking subsidiaries receive average annual servicing fees based on a percentage of the outstanding loan balance. In 2006, those weighted average fees were 0.27% for mortgage loans (2005 - 0.28%) and 1.10% for SBA loans (2005 — 1.2%).
     Key economic assumptions used in measuring the servicing rights retained at the date of the securitizations and whole loan sales by the banking subsidiaries were:

	Residential
	Mortgage Loans		SBA Loans
	2006	2005	2006	2005

Prepayment speed	13.9%	10.6%	17.0%	15.0%
Weighted average life (in years)	10.4 years	11.1 years	3.3 years	3.6 years
Expected credit losses (annual rate)	—	—	—	—
Discount rate (annual rate)	10.2%	10.0%	13.0%	13.0%

POPULAR, INC. [P100]

     At December 31, 2006, key economic assumptions used to estimate the fair value of servicing rights derived from transactions performed by the banking subsidiaries and the sensitivity of residual cash flows to immediate changes in those assumptions were as follows:

	Residential
(Dollars in thousands)	Mortgage Loans	SBA Loans

Carrying amount of retained interests	$62,784	$4,860
Fair value of retained interests	$73,332	$7,705
Weighted average life (in years)	9.2 years	3.3 years
Weighted average prepayment speed (annual rate)	14.0%	17.0%
Impact on fair value of 10% adverse change	($1,868)	($355)
Impact on fair value of 20% adverse change	($4,151)	($724)
Weighted average discount rate (annual rate)	10.3%	13.0%
Impact on fair value of 10% adverse change	($2,142)	($235)
Impact on fair value of 20% adverse change	($4,200)	($479)

     The amounts of MSRs presented in the table above exclude purchased MSRs.
     The expected credit losses for the residential mortgage loans securitized / sold are minimal. Also, no credit losses are anticipated on the retained servicing assets derived from the sale of SBA loans since the participation sold is substantially guaranteed by SBA.
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
     Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation for the years ended December 31, 2006 and 2005, were as follows:

2006
	Total principal	Principal amount
	amount of loans,	60 days or more	Net credit
(In thousands)	net of unearned	past due	losses

Loans (owned and managed):
Commercial	$14,599,245	$186,257	$38,322
Lease financing	1,226,490	35,083	13,883
Mortgage	10,667,139	927,036	67,478
Consumer	11,695,156	117,976	118,906
Less:
Loans securitized / sold	(5,451,091)	(204,701)	(8,844)
Loans held-for-sale	(719,922)	—	—

Loans held-in-portfolio	$32,017,017	$1,061,651	$229,745

2005
	Total principal	Principal amount
	amount of loans,	60 days or more	Net credit
(In thousands)	net of unearned	past due	losses

Loans (owned and managed):
Commercial	$12,815,172	$155,707	$42,492
Lease financing	1,308,091	8,716	9,629
Mortgage	17,282,905	794,956	51,181
Consumer	4,771,778	86,992	78,965
Less:
Loans securitized / sold	(4,467,739)	(222,050)	(3,744)
Loans held-for-sale	(699,181)	—	—

Loans held-in-portfolio	$31,011,026	$824,321	$178,523

     Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase, at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans. At December 31, 2006, the Corporation had recorded $24,822,000 in mortgage loans under this buy-back option program (2005 — $36,698,000).
Note 22 — Employee benefits:
Pension and benefit restoration plans

Certain employees of BPPR and BPNA are covered by noncontributory defined benefit pension plans. Pension benefits are based on age, years of credited service and final average compensation.
     The Corporation’s funding policy is to make annual contributions to the plans in amounts which fully provide for all benefits as they become due under the plans.
     The Corporation’s pension fund investment strategy is to invest in a prudent manner for the exclusive purpose of providing benefits to participants. A well defined internal structure has been established to develop and implement a risk-controlled investment strategy that is targeted to produce a total return that, when combined with the bank’s contributions to the fund, will maintain the funds’ ability to meet all required benefit obligations. Risk is controlled through diversification of asset types, such as investments in domestic and international equities and fixed income.
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
ANNUAL REPORT [P101]

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
     The plans’ weighted-average asset allocations at December 31, by asset category were as follows:

	2006	2005

Equity securities	67%	69%
Fixed income securities	31	29
Other	2	2

	100%	100%

     The plans’ target allocation for 2006 and 2005, by asset category, approximated 70% in equity securities and 30% in debt securities.
     At December 31, 2006, these plans included 2,745,720 shares (2005 — 2,745,720) of the Corporation’s common stock with a market value of approximately $49,286,000 (2005 -$58,072,000). Dividends paid on shares of the Corporation’s common stock held by the plan during 2006 amounted to $1,757,000 (2005 — $1,757,000). BPPR and BPNA also have supplementary pension and profit sharing plans for certain employees whose compensation exceeds the limits established by ERISA.
     As indicated in Note 1, the Corporation adopted SFAS No. 158 as of December 31, 2006. Under SFAS No. 158 each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of the standard due to unrecognized prior service costs or credits and net actuarial gains or losses as well as subsequent changes in the funded status is recognized as a component of accumulated comprehensive loss in stockholders’ equity. Additional minimum pension liabilities (AMPL) and related intangible assets are also derecognized upon adoption of the new standard. The following table summarizes the effect of required changes in the AMPL as of December 31, 2006 prior to the adoption of SFAS No. 158 as well as the impact of the initial adoption of SFAS No. 158.

Pension Plans:
	December 31,			December 31,
	2006 prior to			2006 Post
	AMPL and		SFAS	AMPL and
	SFAS No. 158	AMPL	No. 158	SFAS No. 158
(In thousands)	Adjustments	Adjustment	Adjustment	Adjustment

Prepaid pension costs	$21,071	—	($21,071)	—
Benefit liabilities	(4,595)	—	(28,007)	($32,602)
Accumulated other comprehensive loss	—	—	49,078	49,078

Benefit Restoration Plans:
	December 31,			December 31,
	2006 prior to			2006 Post
	AMPL and		SFAS	AMPL and
	SFAS No. 158	AMPL	No. 158	SFAS No. 158
(In thousands)	Adjustments	Adjustment	Adjustment	Adjustment

Prepaid pension costs	$2,057	—	($2,057)	—
Benefit liabilities	(5,634)	—	(6,507)	($12,141)
Accumulated other comprehensive loss	2,354	$1,539	8,564	12,457

     The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost (credit) during 2007 are as follows:

(In thousands)	Pension Plans	Benefit	Restoration Plans

Net prior service cost (credit)	$207	—	($53)
Net loss	—	—	992

POPULAR, INC. [P102]

The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31:

		Benefit
	Pension Plans	Restoration Plans	Total
(In thousands)		2006

Change in benefit obligation:
Benefit obligation at beginning of year	$567,154	$29,316	$596,470
Service cost	12,509	1,047	13,556
Interest cost	30,558	1,601	32,159
Actuarial (gain) loss	(18,265)	(983)	(19,248)
Benefits paid	(23,561)	(300)	(23,861)
Transfer of obligation*	1,062	(1,062)	—

Benefit obligations at end of year	$569,457	$29,619	$599,076

Change in plan assets:
Fair value of plan assets at beginning of year	$509,457	$12,259	$521,716
Actual return on plan assets	49,037	(20)	49,017
Employer contributions	1,923	5,538	7,461
Benefits paid	(23,561)	(300)	(23,861)

Fair value of plan assets at end of year	$536,856	$17,477	$554,333

Amounts recognized in accumulated other comprehensive loss under SFAS No. 158:
Net prior service cost	$1,340	($412)	$928
Net loss	47,738	12,869	60,607

Accumulated other comprehensive loss	$49,078	$12,457	$61,535

Reconciliation of (accrued) prepaid benefit cost:
Prepaid (accrued) benefit cost at beginning of year	$20,485	($3,228)	$17,257
Net periodic benefit cost	(5,289)	(2,637)	(7,926)
Contributions	1,923	5,538	7,461
Amount recognized in accumulated other comprehensive loss	(49,078)	(12,457)	(61,535)
Transfer of unrecognized amounts*	(643)	643	—

Accrued benefit cost at end of year	($32,602)	($12,141)	($44,743)

Accumulated benefit obligation	$504,976	$20,801	$525,777

*	Benefit obligations were transferred from the benefit restoration plans to the qualified retirement plan due to removal of the compensation limit “sunset provisions” under the Pension Protection Act of 2006. Pro-rata amounts of the unrecognized prior service costs and losses were also transferred.

		Benefit
	Pension Plans	Restoration Plans	Total
(In thousands)		2005

Change in benefit obligation:
Benefit obligation at beginning of year	$528,123	$21,880	$550,003
Service cost	15,274	967	16,241
Interest cost	29,873	1,330	31,203
Curtailment	(6,739)	138	(6,601)
Actuarial loss	24,324	5,276	29,600
Benefits paid	(23,701)	(275)	(23,976)

Benefit obligations at end of year	$567,154	$29,316	$596,470

Change in plan assets:
Fair value of plan assets at beginning of year	$519,709	$9,636	$529,345
Actual return on plan assets	13,132	274	13,406
Employer contributions	317	2,624	2,941
Benefits paid	(23,701)	(275)	(23,976)

Fair value of plan assets at end of year	$509,457	$12,259	$521,716

Unfunded status	($57,697)	($17,057)	($74,754)
Unrecognized net prior service cost (benefit)	1,531	(481)	1,050
Unrecognized net actuarial loss	76,651	14,310	90,961

Prepaid (accrued) pension cost	$20,485	($3,228)	$17,257

Amount recognized in the statement of financial condition consists of:
Prepaid benefit cost	$24,751	—	$24,751
Accrued benefit liability	(4,266)	($5,582)	(9,848)
Accumulated other comprehensive income	—	2,354	2,354

Net amount recognized	$20,485	($3,228)	$17,257

Reconciliation of (accrued) prepaid benefit cost:
Prepaid (accrued) benefit cost at beginning of year	$26,377	($4,110)	$22,267
Net periodic benefit cost	(4,227)	(2,080)	(6,307)
Additional benefit (cost) income	(1,982)	338	(1,644)
Contributions	317	2,624	2,941

Prepaid (accrued) benefit cost at end of year	$20,485	($3,228)	$17,257

Accumulated benefit obligation	$494,013	$17,627	$511,640

     Information for plans with an accumulated benefit obligation in excess of plan assets for the years ended December 31, follows:

			Benefit
	Pension Plans		Restoration Plans
(In thousands)	2006	2005	2006	2005

Projected benefit obligation	$13,721	$12,045	$29,619	$29,316
Accumulated benefit obligation	9,318	7,897	20,801	17,627
Fair value of plan assets	8,075	5,435	17,477	12,259

ANNUAL REPORT [P103]

     Information for plans with plan assets in excess of the accumulated benefit obligation for the years ended December 31, follows:

	Pension Plans
(In thousands)	2006	2005

Projected benefit obligation	$555,736	$555,109
Accumulated benefit obligation	495,658	486,116
Fair value of plan assets	528,781	504,022

The measurement dates of the assets and liabilities of all plans presented above for 2006 and 2005 were December 31, 2006 and December 31, 2005, respectively.
The actuarial assumptions used to determine benefit obligations for the years ended December 31, were as follows:

	2006	2005

Discount rate	5.75%	5.50%
Rate of compensation increase — weighted average	4.20%	4.20%

     The actuarial assumptions used to determine the components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
	Pension Plans			Restoration Plans
	2006	2005	2004	2006	2005	2004

Discount rate	5.50%	5.75%	6.00%	5.50%	5.75%	6.00%
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
Rate of compensation increase — weighted average	4.20%	5.10%	5.10%	4.20%	5.10%	5.10%

     The components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
		Pension Plans		Restoration Plans
(In thousands)	2006	2005	2004	2006	2005	2004

Components of net periodic pension cost:
Service cost	$12,509	$15,274	$14,495	$1,047	$967	$690
Interest cost	30,558	29,873	27,915	1,601	1,330	936
Expected return on plan assets	(39,901)	(40,674)	(37,338)	(1,056)	(843)	(687)
Amortization of asset obligation	—	(862)	(2,460)	—	—	—
Amortization of prior service cost	177	345	421	(55)	(93)	(106)
Amortization of net loss	1,946	271	50	1,100	719	303

Net periodic cost (benefit)	5,289	4,227	3,083	2,637	2,080	1,136
Curtailment loss (gain)	—	1,982	849	—	(338)	—
Special termination benefits	—	—	2,219	—	—	—

Total cost	$5,289	$6,209	$6,151	$2,637	$1,742	$1,136

     In October 2005, the Board of Directors of BPPR adopted an amendment for the Puerto Rico Retirement and Tax Qualified Retirement Restoration Plans to freeze benefits for all employees under age 30 or who have less than 10 years of credited service effective January 1, 2006. As part of the amendment, these employees were 100% vested in their accrued benefit as of December 31, 2005. The expense for these plans was remeasured as of September 30, 2005 to consider this change using a discount rate of 5.50%. Curtailment costs were considered for these plans and are included as part of the December 31, 2005 disclosures. In connection with the plan’s change, these employees received a base salary increase according to their age and years of service, effective January 1, 2006.
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
     During 2007, the Corporation expects to contribute $1,199,000 to the pension plans and $1,957,000 to the benefit restoration plans.
     The following benefit payments, attributable to past and estimated future service, as appropriate, are expected to be paid:
POPULAR, INC. [P104]

		Benefit
(In thousands)	Pension	Restoration Plans

2007	$25,180	$453
2008	25,864	602
2009	26,769	787
2010	27,761	988
2011	28,839	1,219
2012 - 2016	165,459	9,308

Postretirement health care benefits
In addition to providing pension benefits, BPPR provides certain health care benefits for retired employees. Regular employees of BPPR, except for employees hired after February 1, 2000, may become eligible for health care benefits, provided they reach retirement age while working for BPPR.
     The adoption of SFAS No. 158 also impacted the accounting for the postretirement health care benefits plan. The following table summarizes the impact of the initial adoption of SFAS No. 158.

	December 31,		December 31,
	prior to		2006 Post
	SFAS No. 158	SFAS No. 158	SFAS No. 158
(In thousands)	adjustments	adjustment	Adjustment

Postretirement liabilities	($126,881)	($7,725)	($134,606)
Accumulated other
comprehensive loss	—	$7,725	$7,725

     Of the total postretirement liabilities as of December 31, 2006, approximately $6,397,000 were considered current liabilities.
     The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during 2007 for the postretirement health care benefit plan are as follows:

(In thousands)

Net prior service credit	($1,046)

     The status of the Corporation’s unfunded postretirement benefit plan at December 31, was as follows:

(In thousands)	2006	2005

Change in benefit obligation:
Benefit obligation at beginning of the year	$143,183	$147,145
Service cost	2,797	2,713
Interest cost	7,707	8,267
Benefits paid	(6,304)	(6,174)
Actuarial gain	(12,777)	(8,768)

Benefit obligation at end of year	$134,606	$143,183

Funded status at end of year:
Benefit obligation at end of year	($134,606)	($143,183)
Fair value of plan assets	—	—

Funded status at end of year	($134,606)	($143,183)

Unfunded status	N/A (1)	($143,183)
Unrecognized net prior service benefits	N/A (1)	(6,391)
Unrecognized net actuarial loss	N/A (1)	26,805

Accrued benefit cost	N/A (1)	($122,769)

Amounts recognized in accumulated other comprehensive loss under SFAS No. 158:
Net prior service cost	($5,345)	N/A (2)
Net loss	13,070	N/A (2)

Accumulated other comprehensive loss	$7,725	N/A (2)

Reconciliation of (accrued)/prepaid benefit cost:
Accrued benefit cost at beginning of year	($122,769)	($117,318)
Net periodic benefit cost	(10,416)	(11,625)
Contributions	6,304	6,174
Amount recognized in accumulated other comprehensive loss	(7,725)	—

Accrued benefit cost at end of year	($134,606)	($122,769)

N/A (1) — Disclosure not required by SFAS No. 158.
N/A (2) — These disclosures are non-applicable to the 2005 benefit plan since SFAS No. 158 was effective for the year ended December 31, 2006.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 2006 was 5.75% (2005 - 5.50%).
     The weighted average discount rate used to determine the components of net periodic postretirement benefit cost for the year ended December 31, 2006 was 5.50% (2005 — 5.75%; 2004 - 6.00%).
ANNUAL REPORT [P105]

     The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

(In thousands)	2006	2005	2004

Service cost	$2,797	$2,713	$2,898
Interest cost	7,707	8,267	8,798
Amortization of prior service benefit	(1,046)	(1,046)	(1,087)
Amortization of net loss	958	1,691	2,132

Net periodic benefit cost	10,416	11,625	12,741
Curtailment gain	—	—	(1,005)
Special termination benefits	—	—	347

Total benefit cost	$10,416	$11,625	$12,083

     The Corporation adopted the provisions of FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” on a prospective basis in the third quarter of 2004. The postretirement health care benefit obligation at December 31, 2005 reflects the implementation in 2006 of Medicare Advantage HMO’s for post-65 retirees.
     The assumed health care cost trend rates at December 31, were as follows:
To determine postretirement benefit obligation:

	2006	2005

Initial health care cost trend rate	9.00%	10.00%
Rate to which the cost trend rate is assumed to decline	5.00%	5.00%
Year that the ultimate trend rate is reached	2011	2011

To determine net periodic benefit cost:

	2006	2005

Initial health care cost trend rate	10.00%	9.00%
Rate to which the cost trend rate is assumed to decline	5.00%	5.00%
Year that the ultimate trend rate is reached	2011	2009

     The Plan provides that the cost will be capped to 3% of the annual health care cost increase affecting only those employees retiring after February 1, 2001.
     Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage	1-Percentage
(In thousands)	Point Increase	Point Decrease

Effect on total service cost and interest cost components	$501	($453)
Effect on postretirement benefit obligation	7,011	(6,127)

     The Corporation expects to contribute $6,397,000 to the postretirement benefit plan in 2007 to fund current benefit payment requirements.
     The following benefit payments, attributable to past and estimated future service, as appropriate, are expected to be paid:

(In thousands)

2007	$6,397
2008	6,744
2009	7,066
2010	7,343
2011	7,589
2012 - 2016	41,432

Savings and stock plans
The Corporation also provides contributory retirement and savings plans pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code and Section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of certain of the Corporation’s subsidiaries. Some of these plans incorporate profit sharing benefits, which are determined by each subsidiary annually and may be paid in cash, as applicable to the different plans. Investments in the plans are participant-directed, and employer contributions are determined based on specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. The cost of providing these benefits in 2006 was $27,306,000 (2005 — $32,975,000; 2004 - $32,942,000).
     Prior to 2006, BPPR (the Bank) had a profit sharing plan covering all regular monthly salaried employees. Under that plan, the Board of Directors determined the Bank’s annual contribution according to the Bank’s profits. Since January 1, 2006 BPPR no longer provides a deferred profit sharing award under this plan. The assets and liabilities of the profit sharing plan were transferred to the employee savings and stock plan accounts during 2006. In connection with this change, employees received a pre-determined increase in base salary effective January 1, 2006, and BPPR raised its matching contribution in the savings and stock plan.
     The plans held 14,483,925 (2005 — 15,950,027; 2004 -16,686,344) shares of common stock of the Corporation with a market value of approximately $259,986,000 at December 31, 2006 (2005 — $337,343,000; 2004 - $481,067,000).
Note 23 — Stock-based compensation:
Since 2001, the Corporation maintained a Stock Option Plan (the “Stock Option Plan”), which permitted the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. In
POPULAR, INC. [P106]

April 2004, the Corporation’s shareholders adopted the Popular, Inc. 2004 Omnibus Incentive Plan (the “Incentive Plan”), which replaced and superseded the Stock Option Plan. All outstanding award grants under the Stock Option Plan continue to remain outstanding at December 31, 2006 under the original terms of the Stock Option Plan.
Stock Option Plan
Employees and directors of the Corporation or any of its subsidiaries were eligible to participate in the Stock Option Plan. The Board of Directors or the Compensation Committee of the Board had the absolute discretion to determine the individuals that were eligible to participate in the Stock Option Plan. This plan provided for the issuance of Popular, Inc.’s common stock at a price equal to its fair market value at the grant date, subject to certain plan provisions. The shares are to be made available from authorized but unissued shares of common stock or treasury stock. The Corporation’s policy has been to use authorized but unissued shares of common stock to cover each grant. The maximum option term is ten years from the date of grant. Unless an option agreement provides otherwise, all options granted are 20% exercisable after the first year and an additional 20% is exercisable after each subsequent year, subject to an acceleration clause at termination of employment due to retirement.
     Upon the adoption of SFAS No. 123-R during the first quarter of 2006, the compensation cost related to the Stock Option Plan is being recognized in full for those employees that, as of year-end, had attained their minimum required eligible age for retirement, since the vesting is accelerated at retirement. The impact of SFAS No. 123-R related to the Stock Option Plan resulted in additional expense of $374,000 for the year ended December 31, 2006.
     The following table presents information on stock options as of December 31, 2006:

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Exercise		Exercise	Remaining		Exercise
Price		Price of	Life of Options	Options	Price of
Range	Options	Options	Outstanding	Exercisable	Options
per Share	Outstanding	Outstanding	in Years	(fully vested)	Exercisable

$14.39 - $18.50	1,534,852	$15.81	5.73	1,170,311	$15.70
$19.25 - $27.20	1,609,947	$25.27	7.50	779,211	$24.96

$14.39 - $27.20	3,144,799	$20.65	6.64	1,949,522	$19.40

     The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2006 was $24,097,000 and $2,642,000, respectively.
     The following table summarizes the stock options activity and related information:

	Options	Weighted-Average
	Outstanding	Exercise Price

Balance at January 1, 2004	1,779,219	$15.88
Granted	997,232	23.95
Exercised	(110,681)	15.82
Forfeited	(81,150)	23.22

Balance at December 31, 2004	2,584,620	$18.76
Granted	707,342	27.20
Exercised	(47,858)	16.14
Forfeited	(20,401)	22.18

Balance at December 31, 2005	3,223,703	$20.63
Granted	—	—
Exercised	(39,449)	15.78
Forfeited	(37,818)	23.75
Expired	(1,637)	24.05

Outstanding at December 31, 2006	3,144,799	$20.65

     The stock options exercisable at December 31, 2006 totaled 1,949,522 (2005 — 1,501,447; 2004 — 591,987). The total intrinsic value of options exercised during the year ended December 31, 2006 was $86,000 (2005 — $247,000; 2004 — $1,439,000).
     The fair value of these options was estimated on the date of the grants using the Black-Scholes Option Pricing Model. The weighted average assumptions used for the grants issued during 2005 and 2004 were:

	2005	2004

Expected dividend yield	2.56%	2.00%
Expected life of options	10 years	10 years
Expected volatility	17.54%	16.50%
Risk-free interest rate	4.16%	4.06%
Weighted average fair value of options granted (per option)	$5.95	$5.74

     There were no new grants issued by the Corporation under the Stock Option Plan during 2006.
     The cash received from the stock options exercised during the year ended December 31, 2006 amounted to $622,000.
     The Corporation recognized $3,006,000 in stock options expense for the year ended December 31, 2006 (2005 — $5,226,000; 2004 — $3,223,000), with a tax benefit of $1,221,000 (2005 —$2,095,000; 2004 — $1,234,000). The total unrecognized compensation cost at December 31, 2006 related to non-vested stock option awards was $3,329,000 and is expected to be recognized over a weighted-average period of 1.7 years.
Incentive Plan
The Incentive Plan permits the granting of incentive awards in the form of an Annual Incentive Award, a Long-term Performance Unit Award, an Option, a Stock Appreciation Right, Restricted Stock, Restricted Unit or Performance Share. Participants in the Incentive Plan are designated by the Compensation Committee of
ANNUAL REPORT [P107]

the Board of Directors (or its delegate as determined by the Board). Employees and directors of the Corporation and / or any of its subsidiaries are eligible to participate in the Incentive Plan. The shares may be made available from common stock purchased by the Corporation for such purpose, authorized but unissued shares of common stock or treasury stock. The Corporation’s policy with respect to the shares of restricted stock has been to purchase such shares in the open market to cover each grant.
     The compensation cost associated with the shares of restricted stock is estimated based on a two-prong vesting schedule, unless otherwise stated in an agreement. The first part is vested ratably over five years commencing at the date of grant and the second part is vested at termination of employment after attainment of 55 years of age and 10 years of service. The five-year vesting part is accelerated at termination of employment after attaining 55 years of age and 10 years of service.
     No additional compensation cost related to the Incentive Plan was recognized by the Corporation during the year ended December 31, 2006 as a result of the adoption of SFAS No. 123-R.
     The following table summarizes the restricted stock under Management Incentive Award and related information:

	Restricted	Weighted-Average
	Stock	Grant Date Fair Value

Nonvested at January 1, 2005	—	—
Granted	172,622	$27.65
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2005	172,622	$27.65
Granted	444,036	20.54
Vested	—	—
Forfeited	(5,188)	19.95

Nonvested at December 31, 2006	611,470	$22.55

     During the year ended December 31, 2006, the Corporation granted 444,036 shares of restricted stock to management (2005 — 172,622).
     During the year ended December 31, 2006, the Corporation recognized $2,296,000 (2005 — $3,998,000; 2004 — $1,030,000) of restricted stock expense related to management incentive awards, with an income tax benefit of $898,000 (2005 —$1,524,000; 2004 — $402,000). The total unrecognized compensation cost related to non-vested restricted stock awards was $6,584,000 and is expected to be recognized over a weighted-average period of 2.7 years.
     The following table summarizes the restricted stock under Incentive Award to members of the Board of Directors and related information:

	Restricted	Weighted-Average
	Stock	Grant Date Fair Value

Nonvested at January 1, 2005	20,802	$23.51
Granted	29,208	23.71
Vested	(3,062)	23.87
Forfeited	—	—

Nonvested at December 31, 2005	46,948	$23.61
Granted	32,267	19.82
Vested	(2,601)	23.54
Forfeited	—	—

Nonvested at December 31, 2006	76,614	$22.02

     For the year ended December 31, 2006, the Corporation granted 32,267 (2005 — 29,208; 2004 — 20,802) shares of restricted stock to members of the Board of Directors of Popular, Inc. and BPPR. During this period, the Corporation recognized $570,000, with a tax benefit of $222,000 (2005 — $635,000, with a tax benefit of $247,000) of restricted stock expense related to these restricted stock grants.
Note 24 — Rental expense and commitments:
At December 31, 2006, the Corporation was obligated under a number of noncancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

	Minimum	Sublease
Year	payments	rentals	Net
	(In thousands)
2007	$56,086	$2,041	$54,045
2008	48,289	1,893	46,396
2009	37,417	1,627	35,790
2010	28,185	1,279	26,906
2011	21,283	1,185	20,098
Later years	139,968	5,158	134,810

	$331,228	$13,183	$318,045

     Total rental expense for the year ended December 31, 2006 was $70,562,000 (2005 — $62,395,000; 2004 — $56,972,000), which is included in net occupancy, equipment and communication expenses, according to their nature.
POPULAR, INC. [P108]

Note 25 — Income tax:
The components of income tax expense for the years ended December 31, are summarized below.

(In thousands)	2006	2005	2004

Current income tax expense:
Puerto Rico	$131,687	$113,888	$86,734
Federal and States	2,848	38,162	62,162

Subtotal	134,535	152,050	148,896

Deferred income tax (benefit) cost:
Puerto Rico	(6,596)	(10,986)	(4,088)
Federal and States	(21,053)	7,851	(103)

Subtotal	(27,649)	(3,135)	(4,191)

Total income tax expense	$106,886	$148,915	$144,705

     The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, were as follows:

	2006		2005		2004
		% of		% of		% of
		pre-tax		pre-tax		pre-tax
(Dollars in thousands)	Amount	income	Amount	income	Amount	income

Computed income tax at statutory rates	$202,084	43.5%	$284,694	41.5%	$247,499	39.0%
Benefits of net tax exempt interest income	(67,055)	(14)	(75,880)	(11)	(74,599)	(12)
Effect of income subject to capital gain tax rate	(2,426)	(1)	(24,612)	(4)	(3,459)	(1)
Federal, States taxes and other	(25,717)	(6)	(35,287)	(5)	(24,736)	(3)

Income tax expense	$106,886	22.5%	$148,915	21.5%	$144,705	23.0%

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31, were as follows:

(In thousands)	2006	2005

Deferred tax assets:
Tax credits available for carryforward	$23,568	$6,963
Net operating loss and donation carryforward available	35,327	44,505
Deferred compensation	4,452	3,525
Postretirement and pension benefits	71,277	44,543
Unrealized net loss on trading and available-for-sale securities	51,417	49,519
Deferred loan origination fees	5,766	3,342
Allowance for loan losses	200,155	176,690
Amortization of intangibles	168
Unearned income	1,218	1,169
Unrealized loss on derivatives	—	427
Basis difference related to securitizations treated as sales for tax and borrowings for books	7,588	—
Intercompany deferred gains	16,369	21,037

Other temporary differences	19,725	8,480

Total gross deferred tax assets	437,030	360,200

Deferred tax liabilities:
Differences between the assigned values and the tax bases of assets and liabilities recognized in purchase business combinations	38,546	15,363
Basis difference related to securitizations treated as sales for tax and borrowings for books	—	6,703
Deferred loan origination costs	24,112	19,728

Accelerated depreciation	12,037	11,044
Amortization of intangibles	—	481
Unrealized gain on derivatives	258	—
Other temporary differences	2,628	5,067

Total gross deferred tax liabilities	77,581	58,386

Valuation allowance	39	39

Net deferred tax asset	$359,410	$301,775

     The net deferred tax asset shown in the table above at December 31, 2006 is reflected in the consolidated statements of condition as $359,433,000 in deferred tax assets (in the “other assets” caption) (2005 — $305,723,000) and $23,000 in deferred tax liabilities (in the “other liabilities” caption) (2005 — $3,948,000), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.
     At December 31, 2006, the Corporation had total credits of $23,568,000 that will reduce the regular income tax liability in future years, $5,245,000 expiring in annual installments through year 2016 and $18,323,000 expiring through year 2010.
     A valuation allowance of $39,000 is reflected in 2006 and 2005, related to deferred tax assets arising from temporary differences for which the Corporation could not determine the likelihood of its realization. Based on the information available,
ANNUAL REPORT [P109]

the Corporation expects to fully realize all other items comprising the net deferred tax asset as of December 31, 2006.
     The net operating loss carryforwards (NOLs) outstanding at December 31, 2006 expire in the years 2008 through 2026.
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
     The Corporation’s subsidiaries in the United States file a consolidated federal income tax return. The Corporation’s federal income tax (benefit) provision for 2006 was ($26,994,000) (2005 — $34,571,000; 2004 — $58,934,000). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.
     On May 13, 2006, the Government of Puerto Rico approved a legislation that imposed an additional 2% tax to corporations operating under the Banking Law. With this additional tax, the maximum rate increased to 43.5% for BPPR. This law was effective for taxable years beginning after December 31, 2005 and ending on or before December 31, 2006. Under another temporary increase approved in August 2005, the maximum rate for all other Puerto Rico corporations increased to 41.5% for 2005 and 2006. After this period, the applicable statutory tax rate will be 39% for all Puerto Rico corporations.
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
     Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)	2006	2005

Commitments to extend credit:
Credit card lines	$2,896,090	$2,846,549
Commercial lines of credit	4,329,664	4,062,599
Other unused credit commitments	508,815	654,397
Commercial letters of credit	20,689	22,281
Standby letters of credit	180,869	177,034
Commitments to purchase mortgage loans	—	128,508
Commitments to originate mortgage loans	547,695	562,600

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
POPULAR, INC. [P110]

beneficiary. These letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon.
Other commitments
At December 31, 2006, the Corporation also maintained other non-credit commitments for $43,378,000, primarily for the acquisition of other investments (2005 — $8,393,000).
Geographic concentration
As of December 31, 2006, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. Note 30 provides further information on the asset composition of the Corporation by geographical area as of December 31, 2006 and 2005.
     Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $5,439,000 and $6,570,000 in 2006 and 2005, respectively.
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
     The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 2006 and 2005, respectively. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
     The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2006 and 2005.
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
ANNUAL REPORT [P111]

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
     Long-term borrowings were valued using discounted cash flows, based on market rates currently available for debt with similar terms and remaining maturities and in certain instances using quoted market rates for similar instruments at December 31, 2006 and 2005, respectively.
     Commitments to extend credit were valued using the fees currently charged to enter into similar agreements. For those commitments where a future stream of fees is charged, the fair value was estimated by discounting the projected cash flows of fees on commitments, which are expected to be disbursed, based on historical experience. The fair value of letters of credit is based on fees currently charged on similar agreements.
     Carrying or notional amounts, as applicable, and estimated fair values for financial instruments at December 31, were:

(In thousands)	2006		2005
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Financial Assets:
Cash and money market investments	$1,251,866	$1,251,866	$1,655,820	$1,660,739
Trading securities	382,325	382,325	519,338	519,338
Investment securities available-for-sale	9,850,862	9,850,862	11,716,586	11,716,586
Investment securities held-to-maturity	91,340	92,764	153,104	156,068
Other investment securities	297,394	412,593	319,103	426,407
Loans held-for-sale	719,922	737,439	699,181	710,700
Loans held-in-porfolio, net	31,494,785	31,448,328	30,549,319	30,414,647
Financial Liabilities:
Deposits	$24,438,331	$24,416,523	$22,638,005	$22,564,233
Federal funds purchased	1,276,818	1,276,818	1,500,575	1,500,575
Assets sold under agreements to repurchase	4,485,627	4,474,171	7,201,886	7,152,569
Short-term borrowings	4,034,125	4,034,125	2,700,261	2,700,261
Notes payable	8,737,246	8,647,942	9,893,577	9,700,869

	Notional	Fair	Notional	Fair
(In thousands)	amount	value	amount	value

Commitments to extend credit and letters of credit:
Commitments to extend credit	$7,734,569	$19,110	$7,563,545	$18,552
Letters of credit	201,558	1,935	199,315	1,875

Note 28 — Derivative instruments and hedging activities:
The Corporation incorporates the use of derivative instruments as part of the overall interest rate risk management strategy to minimize significant unplanned fluctuations in earnings and cash flows that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest income is not, on a material basis, adversely affected by movements in interest rates. The Corporation uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as means of risk management. As a result of interest rate fluctuations, hedged fixed and variable interest rate assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities.
     As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management. The discussion and tables below provide a description of the derivative instruments used as part of the Corporation’s interest rate risk management strategies.
     By using derivative instruments, the Corporation exposes itself to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation’s credit risk will equal the fair value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. When the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore, assumes no repayment risk. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Credit risk related to derivatives was not significant at December 31, 2006 and 2005. The Corporation has not incurred any losses from counterparty nonperformance on derivatives.
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
POPULAR, INC. [P112]

     The Corporation’s treasurers and senior finance officers at the subsidiaries are responsible for evaluating and implementing hedging strategies that are developed through analysis of data derived from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Corporation’s overall interest rate risk management and trading strategies. The resulting derivative activities are monitored by the Corporate Treasury and Corporate Comptroller’s areas within the Corporation.
Cash Flow Hedges
Derivative financial instruments designated as cash flow hedges for the years ended December 31, 2006, and 2005 are presented below:

2006
	Notional	Derivative	Derivative	Equity
(In thousands)	Amount	Assets	Liabilities	OCI	Ineffectiveness

Asset Hedges
Forward commitments	$190,000	$175	$2	$106	—

Liability Hedges
Interest rate swaps	$390,000	$887	$523	$237	—

Total	$580,000	$1,062	$525	$343	—

2005
	Notional	Derivative	Derivative	Equity
(In thousands)	Amount	Assets	Liabilities	OCI	Ineffectiveness

Asset Hedges
Forward commitments	$95,500	$20	$420	$(244)	—

     The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities which the seller agrees to deliver on a specified future date at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting in accordance with SFAS No. 133, as amended. Changes in the fair value of the derivatives are recorded in other comprehensive income. The amount included in accumulated other comprehensive income corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 72 days.
     During 2006, the Corporation entered into interest rate swap contracts to convert floating rate debt to fixed rate debt with the objective of minimizing the exposure to changes in cash flows due to changes in interest rates. These interest rate swaps have a maximum remaining maturity of 2.3 years.
     For cash flow hedges, gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current period earnings are included in the line item in which the hedged item is recorded and in the same period in which the forecasted transaction affects earnings.
Fair Value Hedges
At December 31, 2006, there are no derivatives designated as fair value hedges.
     Derivative financial instruments designated as fair value hedges for the year ended December 31, 2005 were:

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
     During 2005, the Corporation had interest rate swaps designated as fair value hedges to protect its exposure to the changes in fair value resulting from movements in the benchmark interest rate of fixed rate assets, particularly loans and investment securities. The net losses representing the hedge ineffectiveness were reported as part of the other income.
     Additionally, during 2005, the Corporation entered into interest rate swaps to hedge the change in fair value of loans acquired and originated prior to securitization. The net gains representing the hedge ineffectiveness were reported as part of interest income. These derivative contracts expired or were terminated in the first quarter of 2006.
ANNUAL REPORT [P113]

Trading and Non-Hedging Activities
The fair value and notional amounts of non-hedging derivatives at December 31, 2006, and 2005 were:

December 31, 2006
			Fair Values
(In thousands)	Notional Amount	Derivative Assets	Derivative Liabilities

Forward contracts	$400,572	$1,277	$125
Call options and put options	37,500	83	46
Interest rate swaps associated with:
- short-term borrowings	400,000	2,153	—
- bond certificates offered in an on-balance sheet securitization	516,495	90	1,168
- financing of auto loans held-in-portfolio	470,146	728	—
- auto loans approvals locked interest rates	17,442	22	—
- swaps with corporate clients	410,533	—	2,146
- swaps offsetting position of corporate client swaps	410,533	2,146	—
- investment securities	89,385	—	1,645
- mortgage loans prior to securitization	75,000	302	—
Credit default swap	33,463	—	—
Foreign currency and exchange rate commitments w/clients	103	—	2
Foreign currency and exchange rate commitments w/counterparty	103	2	—
Interest rate caps	889,417	4,099	—
Interest rate caps for benefit of corporate clients	50,000	—	90
Index options on deposits	204,946	38,323	—
Index options on S&P notes	31,152	5,648	—
Bifurcated embedded options	229,455	—	43,844
Mortgage rate lock commitments	215,676	13	635

Total	$4,481,921	$54,886	$49,701

December 31, 2005
			Fair Values
(In thousands)	Notional Amount	Derivative Assets	Derivative Liabilities

Forward contracts	$486,457	$15	$1,691
Futures contracts	11,500	17	—
Call options and put options	47,500	114	—
Interest rate swaps associated with:
- brokered CDs	157,088	—	3,226
- short-term borrowings	400,000	—	—
- financing of auto loans held-in-portfolio	209,222	851	—
- auto loans approvals locked interest rates	26,297	(13)	—
- investment securities	40,250	837	—
- swaps with corporate clients	293,331	—	2,361
- swaps offsetting position of corporate client swaps	293,331	2,361	—
Foreign currency and exchange rate commitments w/clients	252	—	32
Foreign currency and exchange rate commitments w/counterparty	252	32	—
Interest rate caps	1,650,907	12,215	—
Index options on deposits	122,711	17,715	—
Index options on S&P notes	31,152	3,626	—
Bifurcated embedded options	170,121	10,593	24,398
Mortgage rate lock commitments	234,938	330	—

Total	$4,175,309	$48,693	$31,708

Forward Contracts
The Corporation has forward contracts to sell mortgage-backed securities with terms lasting less than a month, which were accounted for as trading derivatives. Also, the Corporation has loan sales commitments to economically hedge the changes in fair value of mortgage loans held-for-sale and mortgage pipeline associated with interest rate lock commitments through both mandatory and best efforts forward sale agreements. These contracts are recognized at fair market value with changes directly reported in income. These contracts are entered into in order to optimize the gain on sales of loans and / or mortgage-backed securities, given levels of interest rate risk consistent with the Corporation’s business strategies.
Futures Contracts
The Corporation also enters into interest rate future contracts which are commitments to either purchase or sell designated instruments, such as U.S. Treasury securities, at a future date for a specified price. At December 31, 2006, there were no future contracts outstanding.
POPULAR, INC. [P114]

Call Options and Put Options
The Corporation has option contracts that grant the purchaser the right to buy or sell the underlying asset by a certain date at a specified price.
Interest Rates Swaps and Foreign Currency and Exchange Rate Commitments
The Corporation has outstanding interest rate swap derivative contracts to economically hedge the cost of short-term borrowings associated with certain securitizations of mortgage loans. Changes in their fair value are recognized in interest expense.
     During 2006, the Corporation entered into an interest rate swap to economically hedge the payments of bond certificates offered as part of an on-balance sheet securitization. This swap contract is marked-to-market and the resulting impact is recognized as part of interest expense.
     The Corporation enters into amortizing swap contracts to economically convert to a fixed rate the cost of funds associated with certain auto loans held-in-portfolio. Other amortizing swaps are entered to economically hedge the interest rate changes in auto loan approvals. When the Corporation issues an auto loan approval, the Corporation extends a put option to the borrower, whereby the borrower is not obligated to enter into the loan agreement, but the Corporation must honor the interest rate for up to a 45-day period.
     During 2006, the Corporation entered into interest rate swaps to economically hedge the changes in fair value of loans acquired and originated prior to securitization. Changes in the swaps fair value are reported as part of interest income.
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
     During 2005, there were interest rate swap agreements to convert fixed rate brokered certificates of deposits to short-term adjustable rate liabilities. The interest rate swaps economically hedged the exposure of the brokered certificates to changes in fair value due to movements in the benchmark interest rate. The terms of the interest rate swaps were identical to the terms of the callable CD’s. These contracts were terminated in the first quarter of 2006.
Credit Default swaps
The credit default swap allows one party to transfer the credit risk to another for a fee in case of a credit default. The credit default relates to the failure to make payment obligations due to bankruptcy or insolvency. It is not foreseen that the Corporation will have to make any payments associated with the credit default swaps.
Interest Rate Caps
Interest rate caps entered in conjunction with a series of mortgage loans securitizations are recognized as non-hedging derivatives. Changes in fair value are recognized in the consolidated statement of income as part of interest expense, while the derivative contract value is included as other assets.
Index and Embedded Options
In connection with customers’ deposits offered by the Corporation whose returns are tied to the performance of the Standard and Poor’s 500 (S&P 500) stock market index and other deposits whose returns are tied to the Puerto Rico stock market index, certain equity securities performance or a commodity index, the Corporation bifurcated the related options embedded within the customers’ deposits from the host contract which does not qualify for hedge accounting in accordance with SFAS No. 133. In order to limit the Corporation’s exposure to changes in these indexes, the Corporation purchases index options from major broker dealer companies which returns are tied to the same indexes. Accordingly, the embedded options and the related index options are marked-to-market through earnings. These options are traded in the over the counter (OTC) market. OTC options are not listed on an options exchange and do not have standardized terms. OTC contracts are executed between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and expiration date. The Corporation also had bifurcated and accounted for separately the option related to the issuance of notes payable whose return is linked to the S&P 500 Index. In order to limit its exposure, the Corporation has a related S&P 500 index option intended to produce the same cash outflows that the notes could produce.
Mortgage Rate Lock Commitments
Mortgage rate lock commitments to fund mortgage loans at interest rates previously agreed for a specified period of time are accounted for as derivatives as per SFAS No. 133, as amended. Forward sale commitments are utilized to economically hedge the interest rate risk associated with the time lag between when fixed rate mortgage loans are rate-locked and when they are committed for sale or exchange in the secondary market.
ANNUAL REPORT [P115]

Note 29 — Supplemental disclosure on the consolidated statements of cash flows:
As previously mentioned in Note 1 in 2005, the Corporation commenced a two-year plan to change the reporting period of its non-banking subsidiaries to a December 31st calendar period. The impact of this change corresponded to the financial results for the month of December 2004 of those non-banking subsidiaries which implemented the change in the first reporting period of 2005 and the month of December 2005 for those which implemented the change in the first reporting period of 2006.
     The following table reflects the effect in the Consolidated Statements of Cash Flows of the change in reporting period mentioned above for the year ended December 31:

(In thousands)	2006	2005

Net cash used in operating activities	($80,906)	($26,648)
Net cash (used in) provided by investing activities	(104,732)	19,503
Net cash provided by financing activities	197,552	5,573

Net increase (decrease) in cash and due from banks	$11,914	($1,572)

     Also, related to the difference in the reporting period of certain non-banking subsidiaries, as a result of the one- month lag, certain intercompany transactions between subsidiaries having different year-end periods remained outstanding at December 31, 2005. In balancing the consolidated statement of condition, management reversed an intercompany elimination in order to reinstall loans outstanding to third parties. The impact of this reversal resulted in an increase of $429,000,000 in the caption of other liabilities at December 31, 2005. For the cash flow statement presentation, for the year ended December 31, 2005, this amount was reflected as cash provided by financing activities, while the reinstallment of loan disbursements was presented as cash flows used in investing activities. As of December 31, 2006, all subsidiaries have aligned their year-end closing to that of the Corporation’s calendar year.
     During the year ended December 31, 2006, the Corporation paid interest and income taxes amounting to $1,604,054,000 and $194,423,000, respectively (2005 — $1,206,434,000 and $196,028,000; 2004 — $810,669,000 and $128,558,000). In addition, loans transferred to other real estate and other property for the year ended December 31, 2006, amounted to $116,250,000 and $34,340,000, respectively (2005 — $113,840,000 and $24,395,000).
     During 2006, $613,468,000 (2005 — $552,273,000) in non-conforming loans classified as held-in-portfolio were pooled into trading securities and subsequently sold. The cash inflow from this sale was reflected as operating activities in the consolidated statement of cash flows. In addition, the consolidated statements of cash flows exclude the effect of $784,874,000 and $752,476,000 in non-cash reclassifications of loans held-for-sale to trading securities for the years ended December 31, 2006 and 2005, respectively.
     During 2005, the Corporation transferred $42,174,000 from investment securities available-for-sale to commercial loans. During 2004, the Corporation transferred mortgage-backed securities totaling $351,000,000 from trading to investment securities available-for-sale based on management’s intention and business purpose.
     In addition, the consolidated statements of cash flows for the years ended December 31, 2005 and 2004, were impacted by the business combinations that occurred in those years, including Kislak, E-LOAN, Infinity Mortgage Corporation and Quaker City Bancorp. The net assets acquired are included in a separate line item in such financial statements under the caption “Assets acquired, net of cash”.
Note 30 — Segment reporting:
The Corporation’s corporate structure consists of four reportable segments, which represent the Corporation’s four principal businesses – Banco Popular de Puerto Rico, EVERTEC, Banco Popular North America and Popular Financial Holdings. Also, a corporate group has been defined to support the reportable segments.
     Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. The segments were determined based on the organizational structure, which focuses primarily towards products and services, as well as on the markets the segments serve. Other factors, such as the credit risk characteristics of the loan products, distribution channels and clientele, were also considered in the determination of reportable segments.
Banco Popular de Puerto Rico:
Given that Banco Popular de Puerto Rico constitutes approximately 99% of the Corporation’s net income and 54% of its total assets as of December 31, 2006, additional disclosures are provided for the business areas included in this reportable segment, as described below:
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
POPULAR, INC. [P116]

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
Banco Popular North America:
This reportable segment includes principally the activities of BPNA, including its subsidiaries Popular Leasing, U.S.A. and Popular Insurance Agency, U.S.A. The latter subsidiary offers investment and insurance services across the BPNA branch network. Popular Leasing, U.S.A. provides mainly small to mid-ticket commercial and medical equipment financing. The BPNA segment also included the financial results of PCE, a fee driven business that served the unbanked, retail customer. As stated in Note 1, PCE sold most of its branch operations during the fourth quarter of 2005. The remaining four retail outlets that existed as of year-end 2005, were sold during the first quarter of 2006.
Popular Financial Holdings:
This reportable segment corresponds to the Corporation’s consumer lending subsidiaries in the United States, principally Popular Financial Holdings, Inc. and its wholly-owned subsidiaries Equity One, Inc., E-LOAN, Popular Financial Management, LLC, Popular Mortgage Servicing, Inc. and Popular Housing Services, Inc, and Popular FS, LLC. These subsidiaries are primarily engaged in the business of originating mortgage and personal loans, acquiring retail installment contracts and providing warehouse lines to small and medium-sized mortgage companies. This segment also maintains a loan servicing unit.
EVERTEC:
This reportable segment includes the financial transaction processing and technology functions of the Corporation, including EVERTEC with offices in Puerto Rico, Florida, the Dominican Republic and Venezuela; EVERTEC USA, Inc. incorporated in the United States; and ATH Costa Rica, S.A., CreST, S.A., and T.I.I. Smart Solutions located in Costa Rica. In addition, this reportable segment includes the equity investments in CONTADO and Servicios Financieros, S.A. de C.V. (“Serfinsa”), which operate in the Dominican Republic and El Salvador, respectively. This segment provides processing and technology services to other units of the Corporation as well as to third parties, principally other financial institutions in Puerto Rico, the Caribbean and Central America.
     The Corporate group consists primarily of the Holding companies: Popular, Inc., Popular North America and Popular International Bank, excluding the equity investments in CONTADO and Serfinsa, which due to the nature of their operations are included as part of the EVERTEC segment. The holding companies obtain funding in the capital markets to finance the Corporation’s growth, including acquisitions. The Corporate group also includes the expenses of the four administrative corporate areas that were identified as critical for the organization: Finance, Risk Management, Legal and People, Communications and Planning. These corporate administrative areas have the responsibility of establishing policy, setting up controls and coordinating the activities of their corresponding groups in each of the business circles.
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
2006
At December 31, 2006
Popular, Inc.

				Popular
	Banco Popular		Banco Popular	Financial	Intersegment
(In thousands)	Puerto Rico	EVERTEC	North America	Holdings	Eliminations

Net interest income (loss)	$914,907	($1,894)	$363,249	$190,134	$126
Provision for loan losses	141,083		37,834	108,843
Non-interest income	431,940	229,237	127,697	128,713	(139,939)
Amortization of intangibles and goodwill impairment losses	2,540	599	6,041	17,436
Depreciation expense	43,556	16,599	12,917	9,053	(72)
Other operating expenses	679,892	169,117	272,158	329,160	(139,163)
Impact of change in fiscal period	(2,072)			6,181
Income tax	125,985	15,052	60,707	(56,254)	(349)

Net income (loss)	$355,863	$25,976	$101,289	$(95,572)	$(229)

Segment assets	$25,501,522	$223,384	$12,259,704	$9,313,268	($198,761)

ANNUAL REPORT [P117]

At December 31, 2006

	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,466,522	($39,741)	$1,129	$1,427,910
Provision for loan losses	287,760			287,760
Non-interest income	777,648	36,642	(4,805)	809,485
Amortization of intangibles and goodwill impairment losses	26,616			26,616
Depreciation expense	82,053	2,335		84,388
Other operating expenses	1,311,164	57,342	(4,178)	1,364,328
Impact of change in fiscal period	4,109	3,495	2,137	9,741
Income tax	145,141	(37,515)	(740)	106,886

Net income (loss)	$387,327	($28,756)	($895)	$357,676

Segment assets	$47,099,117	$6,376,487	($6,071,617)	$47,403,987

2005
At December 31, 2005
Popular, Inc.

				Popular
	Banco Popular		Banco Popular	Financial	Intersegment
(In thousands)	Puerto Rico	EVERTEC	North America	Holdings	Eliminations

Net interest income (loss)	$897,007	($404)	$357,256	$203,929
Provision for loan losses	98,732		22,871	73,655
Non-interest income	428,249	221,369	130,538	71,730	($139,633)
Amortization of intangibles and goodwill impairment losses	2,522	244	6,368	445
Depreciation expense	42,508	17,405	15,156	5,438	(71)
Other operating expenses	681,133	166,929	286,374	181,864	(139,502)
Income tax	104,907	12,149	57,617	5,384	(57)

Net income before cumulative effect of accounting change	$395,454	$24,238	$99,408	$8,873	($3)
Cumulative effect of accounting change	3,221	412	(209)		(247)

Net income after cumulative effect of accounting change	$398,675	$24,650	$99,199	$8,873	($250)

Segment assets	$26,522,983	$250,749	$12,037,377	$9,664,952	($207,396)

At December 31, 2005

	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,457,788	($34,959)	$1,378	$1,424,207
Provision for loan losses	195,258	14		195,272
Non-interest income	712,253	73,612	(590)	785,275
Amortization of intangibles and goodwill impairment losses	9,579			9,579
Depreciation expense	80,436	1,511		81,947
Other operating expenses	1,176,798	59,988	(112)	1,236,674
Income tax	180,000	(31,417)	332	148,915

Net income before cumulative effect of accounting change	$527,970	$8,557	$568	$537,095
Cumulative effect of accounting change	3,177	430		3,607

Net income after cumulative effect of accounting change	$531,147	$8,987	$568	$540,702

Segment assets	$48,268,665	$6,333,610	($5,978,607)	$48,623,668

2004
At December 31, 2004
Popular, Inc.

				Popular
	Banco Popular		Banco Popular	Financial	Intersegment
(In thousands)	Puerto Rico	EVERTEC	North America	Holdings	Eliminations

Net interest income (loss)	$881,234	($1,304)	$277,815	$256,682	($63)
Provision for loan losses	90,777		42,589	45,291
Non-interest income	365,697	200,474	98,893	23,634	(108,350)
Amortization of intangibles and goodwill impairment losses	2,529	55	5,260
Depreciation expense	40,954	14,013	13,536	3,799	926
Other operating expenses	616,306	166,188	230,859	138,661	(110,490)
Income tax	96,005	4,724	29,979	34,361	457

Net income	$400,360	$14,190	$54,485	$58,204	$694

Segment assets	$24,682,823	$234,966	$10,285,587	$9,020,271	($358,159)

At December 31, 2004

	Total
	Reportable		Intersegment	Total
(In thousands)	Circles	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,414,364	($39,669)	$816	$1,375,511
Provision for loan losses	178,657			178,657
Non-interest income	580,348	31,578	(3,155)	608,771
Amortization of intangibles and goodwill impairment losses	7,844			7,844
Depreciation expense	73,228	1,042		74,270
Other operating expenses	1,041,524	47,461	(87)	1,088,898
Income tax	165,526	(19,936)	(885)	144,705

Net income (loss)	$527,933	($36,658)	($1,367)	$489,908

Segment assets	$43,865,488	$5,597,861	($5,061,773)	$44,401,576

     During the year ended December 31, 2006, the Corporation’s holding companies realized net gains on sale of securities, mainly marketable equity securities, of approximately $14,000,000 (2005 — $59,706,000; 2004 — $14,574,000). These gains are included as part of “non-interest income” within the Corporate group.
     Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:
2006
At December 31, 2006
Banco Popular de Puerto Rico

		Consumer			Total
	Commercial	and Retail	Other Financial	Intersegment	Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	Puerto Rico

Net interest income	$342,378	$561,829	$10,229	$471	$914,907
Provision for loan losses	43,952	97,131			141,083
Non-interest income	153,187	189,447	91,303	(1,997)	431,940
Amortization of intangibles and goodwill impairment losses	888	1,331	321		2,540
Depreciation expense	16,229	26,177	1,150		43,556
Other operating expenses	225,687	392,764	62,175	(734)	679,892
Impact of change in fiscal period			(2,072)		(2,072)
Income tax	62,903	48,924	14,491	(333)	125,985

Net income (loss)	$145,906	$184,949	$25,467	($459)	$355,863

Segment assets	$11,286,830	$17,931,958	$581,981	($4,299,247)	$25,501,522

POPULAR, INC. [P118]

2005
At December 31, 2005
Banco Popular de Puerto Rico

		Consumer			Total
	Commercial	and Retail	Other Financial	Intersegment	Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	Puerto Rico

Net interest income	$304,111	$579,883	$12,970	$43	$897,007
Provision for loan losses	26,600	72,132			98,732
Non-interest income	172,098	180,477	77,351	(1,677)	428,249
Amortization of intangibles and goodwill impairment losses	888	1,325	309		2,522
Depreciation expense	15,676	25,523	1,309		42,508
Other operating expenses	225,233	399,220	58,112	(1,432)	681,133
Income tax	48,057	46,958	9,988	(96)	104,907

Net income before cumulative effect of accounting change	$159,755	$215,202	$20,603	$(106)	$395,454
Cumulative effect of accounting change		3,797	755	(1,331)	3,221

Net income after cumulative effect of accounting change	$159,755	$218,999	$21,358	$(1,437)	$398,675

Segment assets	$10,408,530	$18,533,879	$1,043,096	($3,462,522)	$26,522,983

2004
At December 31, 2004
Banco Popular de Puerto Rico

		Consumer			Total
	Commercial	and Retail	Other Financial	Intersegment	Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	Puerto Rico

Net interest income	$286,427	$579,086	$15,718	$3	$881,234
Provision for loan losses	15,600	75,177			90,777
Non-interest income	155,515	142,701	68,865	(1,384)	365,697
Amortization of intangibles and goodwill impairment losses		2,231	298		2,529
Depreciation expense	14,348	25,197	1,409		40,954
Other operating expenses	199,437	367,802	50,168	(1,101)	616,306
Income tax	46,556	38,029	11,531	(111)	96,005

Net income	$166,001	$213,351	$21,177	$(169)	$400,360

Segment assets	$9,195,304	$16,998,058	$1,116,054	($2,626,593)	$24,682,823

Intersegment revenues*

(In thousands)	2006	2005	2004

Banco Popular de Puerto Rico:
P.R. Commercial Banking	$(619)	$(2,437)	$(1,075)
P.R. Consumer and Retail Banking	(1,409)	(5,743)	(2,238)
P.R. Other Financial Services	(326)	(399)	(285)
EVERTEC	(138,172)	(139,100)	(107,840)
Banco Popular North America	(1,018)	1,563	400
Popular Financial Holdings	1,731	6,483	2,625

Total intersegment revenues	($139,813)	($139,633)	($108,413)

*	For purposes of the intersegment revenues disclosure, revenues include interest income (expense) related to internal funding and other non-interest income derived from intercompany transactions, mainly related to gain on sales of loans and processing / information technology services.
Geographic Information

(In thousands)	2006	2005	2004

Revenues*:
Puerto Rico	$1,396,714	$1,252,906	$1,274,497
United States	762,313	891,820	647,554
Other	78,368	64,756	62,231

Total consolidated revenues	$2,237,395	$2,209,482	$1,984,282

*	Total revenues include net interest income, service charges on deposit accounts, other service fees, net gain on sale and valuation adjustment of investment securities, trading account profit (loss), gain on sale of loans and other operating income.

(In thousands)	2006	2005	2004

Selected Balance Sheet Information:
Puerto Rico
Total assets	$24,621,684	$25,759,437	$24,226,240
Loans	14,735,092	14,130,645	12,540,668
Deposits	13,504,860	13,093,540	12,630,045
United States
Total assets	$21,570,276	$21,780,226	$19,303,924
Loans	17,363,382	17,023,443	15,736,033
Deposits	9,735,264	8,370,150	6,898,517
Other
Total assets	$1,212,027	$1,084,005	$871,412
Loans	638,465	556,119	465,560
Deposits	1,198,207	1,174,315	1,064,598

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
     The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customer fails to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. In accordance with the provisions of FIN No. 45, at December 31, 2006 and 2005, the Corporation recorded a liability of $658,000 and $548,000, respectively, which represents the fair value of the obligations undertaken in issuing the guarantees under the standby letters of credit issued or modified after December 31, 2002. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period.
ANNUAL REPORT [P119]

The contract amounts in standby letters of credit outstanding at December 31, 2006 and 2005, shown in Note 26, represent the maximum potential amount of future payments the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash and marketable securities, real estate, receivables and others. Management does not anticipate any material losses related to these instruments.
      The Corporation securitizes mortgage loans into guaranteed mortgage-backed securities subject to limited, and in certain instances, lifetime credit recourse on the loans that serve as collateral for the mortgage-backed securities. Also, from time to time, the Corporation may sell in bulk sale transactions, residential mortgage loans and SBA commercial loans subject to credit recourse or to certain representations and warranties from the Corporation to the purchaser. Those may relate to borrower creditworthiness, loan documentation, collateral, prepayment and early payment defaults. The Corporation may be required to repurchase the loans under the credit recourse agreements or representation and warranties. Generally, the Corporation retains the right to service the loans when securitized or sold with credit recourse.
      At December 31, 2006, the Corporation serviced $3,054,325,000 (2005 — $2,346,359,000) in residential mortgage loans with credit recourse or other servicer-provided credit enhancement. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to reimburse the third party investor. The maximum potential amount of future payments that the Corporation would be required to make under the agreement in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced. In the event of nonperformance, the Corporation has rights to the underlying collateral securing the mortgage loan, thus, historically the losses associated to these guarantees had not been significant. At December 31, 2006, the Corporation had reserves of approximately $3,066,000 (2005 — $1,308,000) to cover the estimated credit loss exposure. At December 31, 2006, the Corporation also serviced $10,213,375,000 (2005 — $6,769,167,000) in mortgage loans without recourse or other servicer-provided credit enhancement. Although the Corporation may, from time to time, be required to make advances to maintain a regular flow of scheduled interest and principal payments to investors, including special purpose entities, this does not represent an insurance against losses. These loans serviced are mostly insured by FHA, VA, and others, or the certificates arising in securitization transactions may be covered by a funds guaranty insurance policy.
      Also, in the ordinary course of business, the Corporation sold SBA loans with recourse, in which servicing was retained. At December 31, 2006, SBA loans serviced with recourse amounted to $62,408,000 (2005 — $57,286,000). Due to the guaranteed nature of the SBA loans sold, the Corporation’s exposure to loss under these agreements should not be significant.
      Popular, Inc. Holding Company (PIHC) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries totaling $3,278,827,000 at December 31, 2006 (2005 — $4,015,186,000). In addition, at December 31, 2006 and 2005, PIHC fully and unconditionally guaranteed $824,000,000 of Capital Securities issued by four wholly-owned issuing trust entities that have been deconsolidated based on FIN No. 46R. Refer to Note 16 to the consolidated financial statements for further information.
      A number of the acquisition agreements to which the Corporation is a party and under which it has purchased various types of assets, including the purchase of entire businesses, require the Corporation to make additional payments in future years if certain predetermined goals, such as revenue targets, are achieved or certain specific events occur within a specified time. Management’s estimated maximum future payments at December 31, 2006 approximated $4,606,000 (2005 — $11,406,000). Due to the nature and size of the operations acquired, management does not anticipate that these additional payments will have a material impact on the Corporation’s financial condition or results of future operations.
Note 33 — Other service fees:
The caption of other service fees in the consolidated statements of income consists of the following major categories that exceed one percent of the aggregate of total interest income plus non-interest income as of December 31,

(In thousands)	2006	2005	2004

Credit card fees and discounts	$89,827	$82,062	$69,702
Debit card fees	61,643	52,675	51,256
Insurance fees	53,889	50,734	38,924
Processing fees	44,050	42,773	40,169
Other	71,466	103,257	95,500

Total	$320,875	$331,501	$295,551

POPULAR, INC. [P120]

Note 34 — Subsequent events:
Restructuring and Integration Plan
In January 2007, the Corporation announced the adoption of a Restructuring and Integration Plan for PFH, including PFH’s internet financial services subsidiary E-LOAN. Based on a comprehensive strategic and financial assessment of all the PFH operations by Popular’s management, the Plan calls for PFH to exit the wholesale nonprime mortgage origination business, focus on existing profitable businesses, and consolidate support functions with its sister U.S. banking entity BPNA, creating a single integrated North American financial services unit.
     The Restructuring and Integration Plan for 2007 includes the following:
•	Exiting the wholesale nonprime mortgage origination business at PFH during early first quarter 2007 and shutting down the wholesale broker, retail and call center business divisions;

•	Consolidating support activities at PFH (Finance, Credit Risk, Compliance, Human Resources, Facilities) within BPNA;

•	Integrating PFH’s existing commercial lending businesses (mortgage warehouse, mixed use, and construction lending) into BPNA’s business lending groups;

•	Focusing on the core Equity One network of 135 consumer finance branches in 14 states;

•	Growing the third party mortgage servicing business operated by Popular Mortgage Servicing Inc., a subsidiary of PFH (PMSI). PMSI provides the ability to generate income without the collateral risk associated with ownership of the loan portfolio. PMSI was approved as a mortgage servicer by both the Federal Home Loan Mortgage Corp. (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae) during 2006; and

•	Leveraging the E-LOAN brand, technology and internet financial services platform over the next several years to complement BPNA’s community banking growth strategy.
     SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” requires that a liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time.
     The Restructuring and Integration Plan charges between the fourth quarter of 2006 and the first two quarters of 2007 are as follows:

	Fourth
	Quarter	Six months ended
(Dollars in millions)	2006	June 30, 2007	Total

Severance payments	—	$11.0	$11.0
Stay and retention bonus		1.0	1.0
Lease terminations	—	7.0	7.0

Total restructuring charges	—	19.0	19.0

Impairment of long-lived assets (included in a separate category in the statement of income)	$7.2	—	$7.2
Goodwill impairment (included within amortization of intangibles and goodwill impairment losses in the statement of income)	14.2	—	14.2

Total restructuring and impairment charges	$21.4	$19.0	$40.4

     The estimates for 2007 are preliminary as management continues working on the Restructuring and Integration Plan. The impairment of long-lived assets is mainly composed of software and leasehold improvements. The goodwill impairment charges are attributable to businesses being exited at PFH.
U.S. Reorganization
As part of the Integration and Restructuring Plan of PFH, the Corporation actively worked in an internal corporate reorganization of its U.S. subsidiaries (the “Reorganization”). After notifying the Board of Governors of the Federal Reserve System and obtaining approval of the Corporation’s Board of Directors in January 2007, E-LOAN, as well as all of its direct and indirect subsidiaries, with the exception of E-LOAN Insurance Services, Inc. and E-LOAN International, Inc., became operating subsidiaries of BPNA. Prior to the consummation of this U.S. reorganization, E-LOAN was a direct wholly-owned subsidiary of PFH. E-LOAN continues to offer its full range of products and conducts its direct activities through its online platform.
ANNUAL REPORT [P121]

Note 35 — Popular, Inc. (Holding Company only) financial information:
The following condensed financial information presents the financial position of Holding Company only as of December 31, 2006 and 2005, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2006.
Statements of Condition

	December 31,
(In thousands)	2006	2005

Assets
Cash	$2	$696
Money market investments	8,700	230,000
Investment securities available-for-sale, at market value		18,271
Investments securities held-to-maturity, at amortized cost	430,000	430,000
Other investment securities, at lower of cost or realizable value	143,469	145,535
Investment in BPPR and subsidiaries, at equity	1,690,968	1,596,946
Investment in Popular International Bank and subsidiaries, at equity	1,257,748	1,251,074
Investment in other subsidiaries, at equity	228,655	264,105
Advances to subsidiaries	452,400	10,000
Loans to affiliates	10,000	10,000
Loans	5,249	5,752
Less — Allowance for loan losses	40	40
Premises and equipment	25,628	23,026
Other assets	62,042	45,338

Total assets	$4,314,821	$4,030,703

Liabilities and Stockholders’ Equity
Other short-term borrowings	$150,787
Notes payable	484,406	$532,441
Accrued expenses and other liabilities	59,322	49,015
Subordinated notes
Stockholders’ equity	3,620,306	3,449,247

Total liabilities and stockholders’ equity	$4,314,821	$4,030,703

Statements of Income

	Year ended December 31,
(In thousands)	2006	2005	2004

Income:
Dividends from subsidiaries	$247,899	$171,000	$332,927
Interest on money market and investment securities	39,286	34,259	4,351
Other operating income	17,518	11,771	12,741
Gain on sale and valuation adjustment of investment securities	290	50,469	12,354
Interest on advances to subsidiaries	6,069	416	789
Interest on loans to affiliates	1,256	1,176	1,460
Interest on loans	457	530	212

Total income	312,775	269,621	364,834

Expenses:
Interest expense	36,154	43,850	35,735
Provision for loan losses		14
Operating expenses	1,057	1,380	4,702

Total expenses	37,211	45,244	40,437

Income before income taxes and equity in undistributed earnings of subsidiaries	275,564	224,377	324,397
Income taxes	1,648	3,155	(110)

Income before equity in undistributed earnings of subsidiaries	273,916	221,222	324,507
Equity in undistributed earnings of subsidiaries	83,760	319,480	165,401

Net income	$357,676	$540,702	$489,908

POPULAR, INC. [P122]

Statements of Cash Flows

	Year ended December 31,
(In thousands)	2006	2005	2004

Cash flows from operating activities:
Net income	$357,676	$540,702	$489,908

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries and dividends from subsidiaries	(331,659)	(490,480)	(498,328)
Provision for loan losses		14
Net gain on sale and valuation adjustment of investment securities	(290)	(50,469)	(12,354)
Net amortization of premiums and accretion of discounts on investments	(427)	(546)
Net amortization of premiums and deferred loan origination fees and costs	(54)	(99)	(38)
Earnings from investments under the equity method	(2,507)	(3,097)	(2,430)
Stock options expense	684	305	459
Net (increase) decrease in other assets	(6,885)	6,941	(6,178)
Net (increase) decrease in deferred taxes	(2,876)	(182)	882
Net increase in interest payable	647	1,349	880
Net increase in other liabilities	10,158	5,722	2,607

Total adjustments	(333,209)	(530,542)	(514,500)

Net cash provided by (used in) operating activities	24,467	10,160	(24,592)

Cash flows from investing activities:
Net decrease (increase) in money market investments	221,300	(181,500)	65,797
Purchases of investment securities:
Available-for-sale		(127,628)
Held-to-maturity	(269,683)		(279,985)
Other		(445)	(3,904)
Proceeds from maturities and redemptions of investment securities:
Available-for-sale		110,432
Held-to-maturity	269,683	150,000
Other	2,646	500
Proceeds from sales of investment securities available-for-sale	17,781	57,458	14,502
Capital contribution to subsidiaries	(36,000)	(75,000)	(55,559)
Net change in advances to subsidiaries and affiliates	(442,400)	15,569	43,899
Net repayments (disbursements) on loans	459	216	(1,806)
Acquisition of loan portfolios			(4,776)
Acquisition of premises and equipment	(4,939)	(3)	(15,198)
Proceeds from sale of foreclosed assets	99	297	480
Dividends received from subsidiaries	247,899	171,000	332,927

Net cash provided by investing activities	6,845	120,896	96,377

Cash flows from financing activities:
Net (decrease) increase in assets sold under agreements to repurchase		(6,690)	6,690
Net (decrease) increase in commercial paper		(4,501)	4,501
Net increase (decrease) in other short-term borrowings	150,787		(35,675)
Payments of notes payable	(50,450)	(135,763)	(40,549)
Proceeds from issuance of notes payable	393	5,383	144,220
Cash dividends paid	(188,321)	(182,751)	(168,927)
Proceeds from issuance of common stock	55,678	193,679	17,243
Treasury stock acquired	(93)

Net cash used in financing activities	(32,006)	(130,643)	(72,497)

Net (decrease) increase in cash	(694)	413	(712)
Cash at beginning of year	696	283	995

Cash at end of year	$2	$696	$283

     The principal source of income for the Holding Company consists of dividends from BPPR. As a member subject to the regulations of the Federal Reserve Board, BPPR must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by it during the calendar year would exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 19. At December 31, 2006, BPPR and BPNA could have declared a dividend of approximately $208,109,000 and $245,644,000, respectively (2005 — $230,685,000 and $191,904,000) without the approval of the Federal Reserve. However, the Corporation has never received any dividend payments from its U.S. subsidiaries and it believes that the likelihood of receiving them in the foreseeable future is remote based on the growth it is undertaking in the U.S. mainland.
Note 36 — Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities:
The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (PIHC) (parent only), Popular International Bank, Inc. (PIBI), Popular North America, Inc. (PNA) and all other subsidiaries of the Corporation as of December 31, 2006 and 2005, and the results of their operations and cash flows for each of the years ended December 31, 2006, 2005 and 2004, respectively. Prior to 2005, PIBI, PNA, and their wholly-owned subsidiaries, except Banco Popular North America (BPNA) and Banco Popular, National Association (BP, N.A.), had a fiscal year that ended on November 30. Accordingly, the consolidated financial information of PIBI and PNA as of November 30, 2004 corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31, 2004.
     In 2005, the Corporation commenced a two-year plan to change its non-banking subsidiaries to a calendar reporting year-end. As of December 31, 2005, Popular Securities, Inc., Popular North America (holding company), Popular FS, LLC and Popular Financial Holdings, Inc. (PFH), including its wholly-owned subsidiaries, except E-LOAN, Inc., which already had a December 31st year-end since its acquisition, continued to have a fiscal year that ended on November 30. Accordingly, their financial information as of November 30, 2005 corresponds to their financial information included in the consolidated financial statements of
ANNUAL REPORT [P123]

Popular, Inc. as of December 31, 2005. As of December 31, 2006, all subsidiaries have aligned their year-end closing to that of the Corporation’s calendar year.
     PIHC, PIBI and PNA are authorized issuers of debt securities and preferred stock under a shelf registration statement filed with the Securities and Exchange Commission.
     PIBI is an operating subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries: ATH Costa Rica S.A., CreST, S.A., T.I.I. Smart Solutions Inc., Popular Insurance V.I., Inc. and PNA.
     PNA is an operating subsidiary of PIBI and is the holding company of its wholly-owned subsidiaries:
•	PFH, including its wholly-owned subsidiaries Equity One, Inc., Popular Financial Management, LLC, Popular Housing Services, Inc., Popular Mortgage Servicing, Inc. and E-LOAN, Inc.;

•	BPNA, including its wholly-owned subsidiaries Popular Leasing, U.S.A., Popular Insurance Agency, U.S.A. and Popular FS, LLC;

•	BP, N.A., including its wholly-owned subsidiary Popular Insurance, Inc.; and

•	EVERTEC USA, Inc.
     PIHC fully and unconditionally guarantees all registered debt securities and preferred stock issued by PIBI and PNA. As described in Note 35 to the consolidated financial statements, the principal source of income for PIHC consists of dividends from BPPR.
POPULAR, INC. [P124]

Condensed Consolidating Statement of Condition

At December 31, 2006
	Popular, Inc.	PIBI	PNA	All other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

ASSETS
Cash and due from banks	$2	$157	$322	$1,015,470	($65,793)	$950,158
Money market investments	8,700	1,075	2,553	508,424	(219,044)	301,708
Trading account securities, at fair value				382,325		382,325
Investment securities available-for-sale, at fair valuen		71,262		9,782,815	(3,215)	9,850,862
Investment securities held-to-maturity, at amortized cost	430,000	2,157		89,183	(430,000)	91,340
Other investment securities, at lower of cost or realizable value	143,469	5,001	26,152	122,772		297,394
Investment in subsidiaries	3,177,371	1,135,808	2,062,710	816,684	(7,192,573)
Loans held-for-sale, at lower of cost or market value				719,922		719,922

Loans held-in-portfolio	467,649		2,958,559	35,467,096	(6,567,940)	32,325,364
Less — Unearned income				308,347		308,347
Allowance for loan losses	40			522,192		522,232

	467,609		2,958,559	34,636,557	(6,567,940)	31,494,785

Premises and equipment, net	25,628		134	569,545	(167)	595,140
Other real estate				84,816		84,816
Accrued income receivable	1,058	12	11,581	264,089	(28,500)	248,240
Other assets	60,430	42,883	28,125	1,528,398	(47,946)	1,611,890
Goodwill				667,853		667,853
Other intangible assets	554			107,000		107,554

	$4,314,821	$1,258,355	$5,090,136	$51,295,853	($14,555,178)	$47,403,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,287,868	($65,735)	$4,222,133
Interest bearing				20,283,441	(67,243)	20,216,198

				24,571,309	(132,978)	24,438,331

Federal funds purchased and assets sold under agreements to repurchase			$159,829	5,739,416	(136,800)	5,762,445
Other short-term borrowings	$150,787		894,959	5,297,595	(2,309,216)	4,034,125
Notes payable	484,406		2,835,595	9,651,217	(4,233,972)	8,737,246
Subordinated notes				430,000	(430,000)
Other liabilities	59,322	$60	78,988	758,613	(85,559)	811,424

	694,515	60	3,969,371	46,448,150	(7,328,525)	43,783,571

Minority interest in consolidated subsidiaries				110		110

Stockholders’ equity:
Preferred stock	186,875					186,875
Common stock	1,753,146	3,961	2	70,421	(74,384)	1,753,146
Surplus	521,855	851,193	734,964	3,182,285	(4,763,441)	526,856
Retained earnings	1,599,145	458,922	406,811	1,804,476	(2,675,210)	1,594,144
Treasury stock, at cost	(206,987)			(2,146)	2,146	(206,987)
Accumulated other comprehensive loss, net of tax	(233,728)	(55,781)	(21,012)	(207,443)	284,236	(233,728)

	3,620,306	1,258,295	1,120,765	4,847,593	(7,226,653)	3,620,306

	$4,314,821	$1,258,355	$5,090,136	$51,295,853	($14,555,178)	$47,403,987

ANNUAL REPORT [P125]

Condensed Consolidating Statement of Condition

At December 31, 2005
	Popular, Inc.	PIBI	PNA	All other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

ASSETS
Cash and due from banks	$696	$2,103	$448	$962,395	($59,245)	$906,397
Money market investments	230,000	300	245	1,048,586	(529,708)	749,423
Trading account securities, at fair value				520,236	(898)	519,338
Investment securities available-for-sale, at fair value	18,271	77,861		11,620,673	(219)	11,716,586
Investment securities held-to-maturity, at amortized cost	430,000	2,170		150,934	(430,000)	153,104
Other investment securities, at lower of cost or realizable value	145,535	5,001	13,142	155,425		319,103
Investment in subsidiaries	3,112,125	1,169,867	1,832,349	767,615	(6,881,956)
Loans held-for-sale, at lower of cost or market value				699,181		699,181

Loans held-in-portfolio	25,752		2,993,028	34,034,625	(5,744,766)	31,308,639
Less — Unearned income				297,613		297,613
Allowance for loan losses	40			461,667		461,707

	25,712		2,993,028	33,275,345	(5,744,766)	30,549,319

Premises and equipment, net	23,026			573,786	(241)	596,571
Other real estate				79,008		79,008
Accrued income receivable	532	33	11,982	253,818	(20,719)	245,646
Other assets	44,252	40,526	23,804	1,221,472	(4,254)	1,325,800
Goodwill				653,984		653,984
Other intangible assets	554			109,654		110,208

	$4,030,703	$1,297,861	$4,874,998	$52,092,112	($13,672,006)	$48,623,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,025,227	($66,835)	$3,958,392
Interest bearing				18,811,225	(131,612)	18,679,613

				22,836,452	(198,447)	22,638,005

Federal funds purchased and assets sold under agreements to repurchase			$117,226	8,968,332	(383,097)	8,702,461
Other short-term borrowings		$46,112	721,866	3,521,486	(1,589,203)	2,700,261
Notes payable	$532,441		2,833,035	11,055,117	(4,527,016)	9,893,577
Subordinated notes				430,000	(430,000)
Other liabilities	49,015	871	42,382	757,646	390,088	1,240,002

	581,456	46,983	3,714,509	47,569,033	(6,737,675)	45,174,306

Minority interest in consolidated subsidiaries				115		115

Stockholders’ equity:
Preferred stock	186,875					186,875
Common stock	1,736,443	3,961	2	70,385	(74,348)	1,736,443
Surplus	449,787	815,193	734,964	2,778,437	(4,325,983)	452,398
Retained earnings	1,459,223	480,541	451,271	1,838,530	(2,772,953)	1,456,612
Treasury stock, at cost	(207,081)			(4,392)	4,392	(207,081)
Accumulated other comprehensive loss, net of tax	(176,000)	(48,817)	(25,748)	(159,996)	234,561	(176,000)

	3,449,247	1,250,878	1,160,489	4,522,964	(6,934,331)	3,449,247

	$4,030,703	$1,297,861	$4,874,998	$52,092,112	($13,672,006)	$48,623,668

POPULAR, INC. [P126]

Condensed Consolidating Statement of Income

	Year ended December 31, 2006
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST INCOME:
Loans	$7,782		$149,166	$2,615,635	($286,130)	$2,486,453
Money market investments	2,199	$143	520	38,785	(12,021)	29,626
Investment securities	37,087	1,397	1,403	504,376	(28,026)	516,237
Trading securities				32,125		32,125

	47,068	1,540	151,089	3,190,921	(326,177)	3,064,441

INTEREST EXPENSE:
Deposits				583,850	(3,756)	580,094
Short-term borrowings	537	1,238	26,806	559,750	(69,371)	518,960
Long-term debt	35,617		177,061	585,618	(260,819)	537,477

	36,154	1,238	203,867	1,729,218	(333,946)	1,636,531

Net interest income (loss)	10,914	302	(52,778)	1,461,703	7,769	1,427,910
Provision for loan losses				287,760		287,760

Net interest income (loss) after provision for loan losses	10,914	302	(52,778)	1,173,943	7,769	1,140,150
Service charges on deposit accounts				190,079		190,079
Other service fees				429,805	(108,930)	320,875
Net gain (loss) on sale and valuation adjustment of investment securities	290	13,598		(16,253)	6,724	4,359
Trading account profit				18,346	16,942	35,288
Gain on sale of loans				122,853	(5,432)	117,421
Other operating income (loss)	17,518	7,006	(271)	157,896	(40,686)	141,463

	28,722	20,906	(53,049)	2,076,669	(123,613)	1,949,635

OPERATING EXPENSES:
Personnel costs:
Salaries	19,812	379		500,209	(3,222)	517,178
Pension, profit sharing and other benefits	5,487	66		146,832	(892)	151,493

	25,299	445		647,041	(4,114)	668,671
Net occupancy expenses	2,341	14	2	114,385		116,742
Equipment expenses	1,820	8	12	134,150	(113)	135,877
Other taxes	1,218			43,325		44,543
Professional fees	14,631	46	225	264,672	(138,040)	141,534
Communications	621			67,764	(102)	68,283
Business promotion	4,590			126,604	(1,229)	129,965
Printing and supplies	70		1	17,670		17,741
Impairment losses on long-lived assets				7,232		7,232
Other operating expenses	(49,533)	(399)	436	169,125	(1,501)	118,128
Impact of change in fiscal period at certain subsidiaries			3,495	4,109	2,137	9,741
Amortization of intangibles and goodwill impairment losses				26,616		26,616

	1,057	114	4,171	1,622,693	(142,962)	1,485,073

Income (loss) before income tax and equity in earnings of subsidiaries	27,665	20,792	(57,220)	453,976	19,349	464,562
Income tax	1,648		(15,363)	116,867	3,734	106,886

Income (loss) before equity in earnings of subsidiaries	26,017	20,792	(41,857)	337,109	15,615	357,676
Equity in earnings of subsidiaries	331,659	(42,410)	(2,602)	(46,768)	(239,879)

NET INCOME	$357,676	($21,618)	($44,459)	$290,341	($224,264)	$357,676

ANNUAL REPORT [P127]

Condensed Consolidating Statement of Income

	Year ended December 31, 2005
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST INCOME:
Loans	$2,122		$142,050	$2,207,183	($235,056)	$2,116,299
Money market investments	3,955	$8	90	45,350	(18,667)	30,736
Investment securities	30,304	598	1,264	484,345	(27,697)	488,814
Trading securities				30,010		30,010

	36,381	606	143,404	2,766,888	(281,420)	2,665,859

INTEREST EXPENSE:
Deposits				439,269	(8,456)	430,813
Short-term borrowings	256	988	17,488	387,362	(56,891)	349,203
Long-term debt	43,594		154,508	488,839	(225,305)	461,636

	43,850	988	171,996	1,315,470	(290,652)	1,241,652

Net interest (loss) income	(7,469)	(382)	(28,592)	1,451,418	9,232	1,424,207
Provision for loan losses	14			195,258		195,272

Net interest (loss) income after provision for loan losses	(7,483)	(382)	(28,592)	1,256,160	9,232	1,228,935
Service charges on deposit accounts				181,749		181,749
Other service fees				435,505	(104,004)	331,501
Net gain (loss) on sale and valuation adjustment of investment securities	50,469	9,236		(6,694)	(898)	52,113
Trading account profit				16,625	13,426	30,051
Gain on sale of loans				106,598	(23,301)	83,297
Other operating income	11,771	5,971		127,680	(38,858)	106,564

	54,757	14,825	(28,592)	2,117,623	(144,403)	2,014,210

OPERATING EXPENSES:
Personnel costs:
Salaries		367		478,118	(3,849)	474,636
Pension, profit sharing and other benefits		58		149,092	(1,097)	148,053

		425		627,210	(4,946)	622,689
Net occupancy expenses		14		108,372		108,386
Equipment expenses	31	2	10	124,294	(61)	124,276
Other taxes	1,021			38,176		39,197
Professional fees	4,536	16	80	249,558	(134,909)	119,281
Communications	56			63,412	(73)	63,395
Business promotion	6,292			94,142		100,434
Printing and supplies				18,378		18,378
Other operating expenses	(10,556)	32	486	134,136	(1,513)	122,585
Amortization of intangibles				9,579		9,579

	1,380	489	576	1,467,257	(141,502)	1,328,200

Income (loss) before income tax, cumulative effect of accounting change and equity in earnings of subsidiaries	53,377	14,336	(29,168)	650,366	(2,901)	686,010
Income tax	3,155		(10,266)	156,797	(771)	148,915

Income (loss) before cumulative effect of accounting change and equity in earnings of subsidiaries	50,222	14,336	(18,902)	493,569	(2,130)	537,095
Cumulative effect of accounting change, net of tax		691		4,494	(1,578)	3,607

Income (loss) before equity in earnings of subsidiaries	50,222	15,027	(18,902)	498,063	(3,708)	540,702
Equity in earnings of subsidiaries	490,480	84,018	101,512	62,055	(738,065)

NET INCOME	$540,702	$99,045	$82,610	$560,118	($741,773)	$540,702

POPULAR, INC. [P128]

Condensed Consolidating Statement of Income

	Year ended December 31, 2004
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST INCOME:
Loans	$2,461		$127,400	$1,815,330	($194,041)	$1,751,150
Money market investments	835	$5	310	33,861	(9,351)	25,660
Investment securities	3,516		867	410,245	(1,136)	413,492
Trading securities				25,963		25,963

	6,812	5	128,577	2,285,399	(204,528)	2,216,265

INTEREST EXPENSE:
Deposits				334,109	(3,758)	330,351
Short-term borrowings	588	62	6,720	184,616	(26,561)	165,425
Long-term debt	35,147	63	132,483	359,169	(181,884)	344,978

	35,735	125	139,203	877,894	(212,203)	840,754

Net interest (loss) income	(28,923)	(120)	(10,626)	1,407,505	7,675	1,375,511
Provision for loan losses				178,657		178,657

Net interest (loss) income after provision for loan losses	(28,923)	(120)	(10,626)	1,228,848	7,675	1,196,854
Service charges on deposit accounts				165,241		165,241
Other service fees				363,158	(67,607)	295,551
Gain on sale of investment securities	12,354	2,206	14	680		15,254
Trading account profit (loss)				1,262	(1,421)	(159)
Gain on sale of loans				63,115	(18,947)	44,168
Other operating income	12,741	5,640	81	89,897	(19,643)	88,716

	(3,828)	7,726	(10,531)	1,912,201	(99,943)	1,805,625

OPERATING EXPENSES:
Personnel costs:
Salaries		330		425,247	2,293	427,870
Pension, profit sharing and other benefits		55		142,365	728	143,148

		385		567,612	3,021	571,018
Net occupancy expenses		13		89,262	546	89,821
Equipment expenses	4	1	7	106,136	2,675	108,823
Other taxes	1,263			38,815	182	40,260
Professional fees	1,864	1	222	184,372	(91,375)	95,084
Communications	68			60,595	302	60,965
Business promotion				75,695	13	75,708
Printing and supplies				17,761	177	17,938
Other operating expenses	1,503	82	543	102,081	(658)	103,551
Amortization of intangibles				7,844		7,844

	4,702	482	772	1,250,173	(85,117)	1,171,012

(Loss) income before income tax and equity in earnings of subsidiaries	(8,530)	7,244	(11,303)	662,028	(14,826)	634,613
Income tax	(110)		(3,070)	152,042	(4,157)	144,705

(Loss) income before equity in earnings of subsidiaries	(8,420)	7,244	(8,233)	509,986	(10,669)	489,908
Equity in earnings of subsidiaries	498,328	110,412	117,535	49,641	(775,916)

NET INCOME	$489,908	$117,656	$109,302	$559,627	($786,585)	$489,908

ANNUAL REPORT [P129]

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2006
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income	$357,676	$(21,618)	$(44,459)	$290,341	$(224,264)	$357,676
Less: Impact of change in fiscal period of certain subsidiaries, net of tax			(2,271)	(2,638)	(1,220)	(6,129)

Net income before impact of change in fiscal period	357,676	(21,618)	(42,188)	292,979	(223,044)	363,805

Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(331,659)	42,410	2,602	46,768	239,879
Depreciation and amortization of premises and equipment	2,333		2	82,126	(73)	84,388
Provision for loan losses				287,760		287,760
Amortization of intangibles and goodwill impairment losses				26,616		26,616
Impairment losses on long-lived assets				7,232		7,232
Amortization of servicing assets				62,849	(30)	62,819
Net (gain) loss on sale and valuation adjustment of investment securities	(290)	(13,598)		16,253	(6,724)	(4,359)
Net loss (gain) on disposition of premises and equipment	4			(25,933)		(25,929)
Net gain on sale of loans				(122,853)	5,432	(117,421)
Net amortization of premiums and accretion of discounts on investments	(427)	14	(118)	24,648	(199)	23,918
Net amortization of premiums and deferred loan origination fees and costs	(54)			135,974	(5,829)	130,091
Earnings from investments under the equity method	(2,507)	(6,995)		(1,286)	(1,482)	(12,270)
Stock options expense	684			2,322		3,006
Net disbursements on loans held-for-sale				(6,580,246)		(6,580,246)
Acquisitions of loans held-for-sale				(1,547,800)	44,783	(1,503,017)
Proceeds from sale of loans held-for-sale				6,826,864	(44,783)	6,782,081
Net decrease in trading securities				1,369,462	(487)	1,368,975
Net (increase) decrease in accrued income receivable	(527)	21	963	(11,612)	6,946	(4,209)
Net (increase) decrease in other assets	(11,002)	4,636	24,566	1,946	5,793	25,939
Net increase (decrease) in interest payable	647	(23)	2,828	35,984	(6,959)	32,477
Deferred income taxes	(569)		(15,471)	(48,800)	38,632	(26,208)
Net increase in postretirement benefit obligation				4,112		4,112
Net increase (decrease) in other liabilities	10,158	6	30,341	(86,169)	(37,880)	(83,544)

Total adjustments	(333,209)	26,471	45,713	506,217	237,019	482,211

Net cash provided by operating activities	24,467	4,853	3,525	799,196	13,975	846,016

Cash flows from investing activities:
Net decrease (increase) in money market investments	221,300	(775)	(2,407)	485,269	(321,966)	381,421
Purchases of investment securities:
Available-for-sale		(20,574)		(708,142)	473,786	(254,930)
Held-to-maturity	(269,683)			(20,593,684)		(20,863,367)
Other			(13,010)	(53,016)		(66,026)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale			10,360	2,338,309	(472,211)	1,876,458
Held-to-maturity	269,683			20,656,164		20,925,847
Other	2,646			85,668		88,314
Proceeds from sales of investment securities available-for-sale	17,781	28,662		154,426	7,933	208,802
Net disbursements on loans	(441,941)		(127,083)	(1,881,055)	862,753	(1,587,326)
Proceeds from sale of loans				938,862		938,862
Acquisition of loan portfolios				(448,708)		(448,708)
Capital contribution to subsidiary	(36,000)	(4,000)	(4,127)	(30,084)	74,211
Assets acquired, net of cash				(3,034)		(3,034)
Acquisition of premises and equipment	(4,939)			(102,971)	3,317	(104,593)
Proceeds from sale of premises and equipment				91,230	(3,317)	87,913
Proceeds from sale of foreclosed assets	99			138,604		138,703
Dividends received from subsidiary	247,899			60,763	(308,662)

Net cash provided by (used in) investing activities	6,845	3,313	(136,267)	1,128,601	315,844	1,318,336

Cash flows from financing activities:
Net increase in deposits				1,724,205	65,457	1,789,662
Net increase (decrease) in federal funds purchased and assets sold under agreements to repurchase			18,129	(3,328,993)	257,697	(3,053,167)
Net increase (decrease) in other short-term borrowings	150,787	(46,112)	535,857	1,128,136	(541,695)	1,226,973
Payments of notes payable	(50,450)		(907,062)	(3,464,344)	952,427	(3,469,429)
Proceeds from issuance of notes payable	393		485,614	2,318,236	(1,297,945)	1,506,298
Dividends paid to parent company				(308,662)	308,662
Dividends paid	(188,321)					(188,321)
Proceeds from issuance of common stock	55,678			3,300	(3,132)	55,846
Treasury stock acquired	(93)			(274)		(367)
Capital contribution from parent		36,000		34,104	(70,104)
Net cash (used in) provided by financing activities	(32,006)	(10,112)	132,538	(1,894,292)	(328,633)	(2,132,505)

Cash effect of change in fiscal period			78	19,570	(7,734)	11,914

Net (decrease) increase in cash and due from banks	(694)	(1,946)	(126)	53,075	(6,548)	43,761
Cash and due from banks at beginning of period	696	2,103	448	962,395	(59,245)	906,397

Cash and due from banks at end of period	$2	$157	$322	$1,015,470	$(65,793)	$950,158

POPULAR, INC. [P130]

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2005
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income	$540,702	$99,045	$82,610	$560,118	$(741,773)	$540,702

Less: Cumulative effect of accounting change, net of tax		691		4,494	(1,578)	3,607

Net income before cumulative effect of accounting change	540,702	98,354	82,610	555,624	(740,195)	537,095

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries	(490,480)	(84,018)	(101,512)	(62,055)	738,065
Depreciation and amortization of premises and equipment	1,511			80,508	(72)	81,947
Provision for loan losses	14			195,258		195,272
Amortization of intangibles				9,579		9,579
Amortization of servicing assets				25,813	(47)	25,766
Net (gain) loss on sale and valuation adjustment of investment securities	(50,469)	(9,236)		6,694	898	(52,113)
Net gain on disposition of premises and equipment				(29,079)		(29,079)
Net gain on sale of loans				(106,598)	23,301	(83,297)
Net amortization of premiums and accretion of discounts on investments	(546)	10		36,518	(694)	35,288
Net amortization of premiums and deferred loan origination fees and costs	(99)			134,452	(7,118)	127,235
Earnings from investments under the equity method	(3,097)	(5,518)		(790)	(1,577)	(10,982)
Stock options expense	305			4,887	34	5,226
Net disbursements on loans held-for-sale				(4,321,658)		(4,321,658)
Acquisitions of loans held-for-sale				(733,536)		(733,536)
Proceeds from sale of loans held-for-sale				4,127,381		4,127,381
Net decrease in trading securities				1,161,956	(976)	1,160,980
Net increase in accrued income receivable	(347)	(33)	(1,146)	(32,159)	2,877	(30,808)
Net decrease (increase) in other assets	5,777	2,613	2,856	(164,531)	(24,633)	(177,918)
Net increase in interest payable	1,349	3	323	36,421	(2,878)	35,218
Deferred income taxes	(182)		(10,266)	7,097	(328)	(3,679)
Net increase in postretirement benefit obligation				5,451		5,451
Net increase (decrease) in other liabilities	5,722	(21)	7,010	7,627	93	20,431

Total adjustments	(530,542)	(96,200)	(102,735)	389,236	726,945	386,704

Net cash provided by (used in) operating activities	10,160	2,154	(20,125)	944,860	(13,250)	923,799

Cash flows from investing activities:
Net ( increase) decrease in money market investments	(181,500)		(31)	209,122	132,470	160,061
Purchases of investment securities:
Available-for-sale	(127,628)	(71,293)		(4,954,363)	910,122	(4,243,162)
Held-to-maturity		(2,431)		(33,577,371)		(33,579,802)
Other	(445)		(770)	(76,501)		(77,716)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	110,432		4,978	4,115,508	(913,720)	3,317,198
Held-to-maturity	150,000	250		33,637,018		33,787,268
Other	500			60,553		61,053
Proceeds from sales of investment securities available-for-sale	57,458	32,111		299,027		388,596
Net repayments (disbursements) on loans	15,785		(156,327)	(568,155)	365,604	(343,093)
Proceeds from sale of loans				297,805		297,805
Acquisition of loan portfolios				(2,650,540)		(2,650,540)
Capital contribution to subsidiary	(75,000)	(75,000)	(478,510)	(306,868)	935,378
Assets acquired, net of cash				(411,782)		(411,782)
Acquisition of premises and equipment	(3)			(159,163)		(159,166)
Proceeds from sale of premises and equipment				71,053		71,053
Proceeds from sale of foreclosed assets	297			116,862		117,159
Dividends received from subsidiary	171,000		150,000	52,500	(373,500)

Net cash provided by (used in) investing activities	120,896	(116,363)	(480,660)	(3,845,295)	1,056,354	(3,265,068)

Cash flows from financing activities:
Net increase in deposits				1,261,945	109,723	1,371,668
Net (decrease) increase in federal funds purchased and assets sold under agreements to repurchase	(6,690)		45,926	2,438,448	(249,796)	2,227,888
Net (decrease) increase in other short-term borrowings	(4,501)	41,286	382,213	(817,323)	(367,952)	(766,277)
Payments of notes payable	(135,763)		(15,808)	(3,558,141)	1,058,740	(2,650,972)
Proceeds from issuance of notes payable	5,383		13,518	3,362,405	(1,040,295)	2,341,011
Dividends paid to parent company				(373,500)	373,500
Dividends paid	(182,751)					(182,751)
Proceeds from issuance of common stock	193,679					193,679
Treasury stock acquired				(1,467)		(1,467)
Capital contribution from parent		75,000	75,000	784,915	(934,915)

Net cash (used in) provided by financing activities	(130,643)	116,286	500,849	3,097,282	(1,050,995)	2,532,779

Cash effect of change in accounting principle		(28)		(1,544)		(1,572)

Net increase in cash and due from banks	413	2,049	64	195,303	(7,891)	189,938
Cash and due from banks at beginning of period	283	54	384	767,092	(51,354)	716,459

Cash and due from banks at end of period	$696	$2,103	$448	$962,395	$(59,245)	$906,397

ANNUAL REPORT [P131]

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2004
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income	$489,908	$117,656	$109,302	$559,627	$(786,585)	$489,908

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiaries	(498,328)	(110,412)	(117,535)	(49,641)	775,916
Depreciation and amortization of premises and equipment	1,042			72,302	926	74,270
Provision for loan losses				178,657		178,657
Amortization of intangibles				7,844		7,844
Amortization of servicing assets				14,838	(65)	14,773
Net gain on sale of investment securities	(12,354)	(2,206)	(14)	(680)		(15,254)
Net gain on disposition of premises and equipment				(15,804)		(15,804)
Net gain on sale of loans				(63,115)	18,947	(44,168)
Net amortization of premiums and accretion of discounts on investments				41,948	(887)	41,061
Net amortization of premiums and deferred loan origination fees and costs	(38)			124,159	(6,034)	118,087
Earnings from investments under the equity method	(2,430)	(5,220)		(621)		(8,271)
Stock options expense	459			2,742	22	3,223
Net disbursements on loans held-for-sale				(686,230)		(686,230)
Acquisitions of loans held-for-sale				(21,415)		(21,415)
Proceeds from sale of loans held-for-sale				163,753		163,753
Net increase in trading securities				(143,490)	6,281	(137,209)
Net decrease (increase) in accrued income receivable	20	1	344	(24,860)	281	(24,214)
Net increase in other assets	(6,247)	(21,253)	(2,083)	(246,366)	5,928	(270,021)
Net increase (decrease) in interest payable	880	(18)	5,546	23,960	(283)	30,085
Deferred income taxes	(111)		(3,563)	3,640	(4,157)	(4,191)
Net increase in postretirement benefit obligation				5,679		5,679
Net increase (decrease) in other liabilities	2,607	(15)	(950)	70,970	28,026	100,638

Total adjustments	(514,500)	(139,123)	(118,255)	(541,730)	824,901	(488,707)

Net cash (used in) provided by operating activities	(24,592)	(21,467)	(8,953)	17,897	38,316	1,201

Cash flows from investing activities:
Net decrease (increase) in money market investments	65,797		56,676	(96,747)	(132,274)	(106,548)
Purchases of investment securities:
Available-for-sale			(1,500)	(6,222,302)	603,705	(5,620,097)
Held-to-maturity	(279,985)			(1,197,603)	130,000	(1,347,588)
Other	(3,904)		(7,732)	(68,221)		(79,857)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				5,230,556	(602,505)	4,628,051
Held-to-maturity				1,085,175		1,085,175
Other		1		10,560		10,561
Proceeds from sales of investment securities available-for-sale	14,502	3,271	1,514	612,864		632,151
Net repayments (disbursements) on loans	42,093		(325,438)	(1,717,628)	718,171	(1,282,802)
Proceeds from sale of loans				559,581	(4,510)	555,071
Acquisition of loan portfolios	(4,776)			(3,671,827)	4,510	(3,672,093)
Capital contribution to subsidiaries	(55,559)	(40,000)	(374,161)		469,720
Assets acquired, net of cash				(169,036)		(169,036)
Acquisition of premises and equipment	(15,198)			(130,662)	(612)	(146,472)
Proceeds from sale of premises and equipment				34,846		34,846
Proceeds from sale of foreclosed assets	480			126,473		126,953
Dividends received from subsidiary	332,927				(332,927)

Net cash provided by (used in) investing activities	96,377	(36,728)	(650,641)	(5,613,971)	853,278	(5,351,685)

Cash flows from financing activities:
Net increase in deposits				1,306,173	24,730	1,330,903
Net increase in federal funds purchased and assets sold under agreements to repurchase	6,690		71,300	429,797	69,825	577,612
Net (decrease) increase in other short-term borrowings	(31,174)	4,620	163,892	1,191,070	(224,893)	1,103,515
Payments of notes payable	(40,549)	(8,573)	(287,740)	(2,489,900)	162,559	(2,664,203)
Proceeds from issuance of notes payable	144,220		670,082	5,063,116	(693,449)	5,183,969
Dividends paid to parent company				(247,927)	247,927
Dividends paid	(168,927)					(168,927)
Proceeds from issuance of common stock	17,243			15,000	(15,000)	17,243
Treasury stock acquired				(1,259)		(1,259)
Capital contribution from parent		62,155	40,000	374,915	(477,070)

Net cash (used in) provided by financing activities	(72,497)	58,202	657,534	5,640,985	(905,371)	5,378,853

Net (decrease) increase in cash and due from banks	(712)	7	(2,060)	44,911	(13,777)	28,369
Cash and due from banks at beginning of year	995	47	2,444	722,181	(37,577)	688,090

Cash and due from banks at end of year	$283	$54	$384	$767,092	$(51,354)	$716,459

POPULAR, INC. [P132]