Form 10-K, Exhibit 13
period 2007-12-31
POPULAR INC
filed 2008-02-29
CIK 763901

POPULAR®

Popular, Inc. 2007 Annual Report

Informe Anual

1	Letter to Shareholders
5	Institutional Values
6	25-Year Historical Financial Summary
8	Board of Directors Popular, Inc. / Corporate Information
Our Creed / Our People

9	Carta a los Accionistas
13	Valores Institucionales

14	Resumen Financiero Histórico - 25 Años
16	Junta de Directores de Popular, Inc. / Información Corporativa
Nuestro Credo / Nuestra Gente

17	Financial Review and Supplementary Information
Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker/dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America, including its wholly-owned subsidiary E-LOAN, and Popular Financial Holdings. Banco Popular North America, a community bank, provides a wide range of financial services and products and operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN offers online consumer direct lending, while Popular Financial Holdings is dedicated to mortgage servicing. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of the Corporation’s subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 114 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

Popular, Inc.  |   2007   |   Annual Report      1
Decisions we made during 2007 were extremely difficult, but will place us in a better position moving forward.
Letter | 2007 | to Shareholders
Popular’s financial performance in 2007 was significantly influenced by the negative impact of the mortgage industry downturn in the results of our non-banking operations in the United States and by actions we undertook to address that situation. These decisions, while extremely difficult, place us in a better position going forward as we focus on our core banking franchise in the mainland. In Puerto Rico, our financial services business continued delivering strong results, despite an economic recession and deteriorating credit quality. EVERTEC, our processing business, showed steady earnings growth and made progress on several strategic fronts.
     Popular reported a net loss of $64.5 million for 2007, compared with a net income of $357.7 million in 2006. Basic and diluted net loss per common share for the year was $0.27, compared with a net income per common share of $1.24 for 2006. These losses represented a negative return on assets (ROA) of 0.14% and a negative return on common equity (ROE) of 2.08%, compared to 0.74% and 9.73% in 2006, respectively.
     Our results for 2007 were negatively affected by (i) a $274.9 million increase in the provision for loan losses in 2007 as compared to 2006, driven by the slowdown in the United States housing sector and weak economic conditions in Puerto Rico; (ii) a $90.1 million pre-tax loss related to the recharacterization of several on-balance sheet securitizations at Popular Financial Holdings (PFH); (iii) a reduction of $85.1 million in the fair value of residual interests recognized by PFH in previous securitizations;

Popular, Inc. At-a-Glance
Banco Popular de Puerto Rico
> Approximately 1.4 million clients

> 204 branches and 111 offices throughout Puerto Rico and the Virgin Islands

> 6,442 FTEs as of 12/31/07

> 615 ATMs and 28,000 POS throughout Puerto Rico and the Virgin Islands

> #1 market share in Total Deposits (34.9% — 9/30/07) and Total Loans (23.0% — 9/30/07)

> $27.1 billion in assets, $16.6 billion in loans and $18.8 billion in deposits as of 12/31/07
Banco Popular North America
> 147 branches throughout six states (Florida, California, New York, New Jersey, Texas, and Illinois)

> 24 leasing offices with a presence in 15 states

> 2,923 FTEs as of 12/31/07

> 5th SBA lender in the United States in terms of dollars of loans

> E-LOAN held $1.5 billion in deposits and originated $3.6 billion in loans during 2007

> $13.4 billion in assets, $10.3 billion in loans and $9.8 billion in total deposits as of 12/31/07
EVERTEC
> 11 offices throughout the United States and Latin America serving 15 countries

> 1,765 FTEs as of 12/31/07

> Processed over 1 billion transactions in 2007, of which more than 535 million corresponded to the ATH® Network

> 4,944 ATMs and over 100,500 POS throughout the United States and Latin America
Popular Financial Holdings
> 135 offices in 16 states as of 12/31/07

> Total originations amounted to $3.4 billion in 2007

> Mortgage portfolio serviced for others of $9.4 billion as of 12/31/07

> 930 FTEs as of 12/31/07

> $3.9 billion in assets and $3.3 billion in loans
Letter to Shareholders, continued
(iv) $16.6 million in restructuring charges at PFH; and (v) $231.9 million in restructuring and impairment charges at E-LOAN. These negative variances were partially offset by a pre-tax gain of $118.7 million stemming from the sale of the Corporation’s shares of common stock of Telecomunicaciones de Puerto Rico, Inc. (TELPRI) in March of 2007.
     Our stock price fell 41% during 2007, closing the year at $10.60. We are extremely disappointed with our financial results as well as the performance of our stock. We recognize these results are unacceptable and have begun a process to realign our operations in the United States to take them to acceptable profitability levels.
United States
At Popular Financial Holdings (PFH), our mainland United States sub-prime lending operation, we reduced the size of the business and took measures to lessen our exposure to the sub-prime mortgage market. At E-LOAN, we adapted the business model and right-sized our infrastructure to reflect a market with significantly lower volumes, higher delinquencies and a practically illiquid secondary market. In the case of Banco Popular North America (BPNA), we embarked on a process to focus our resources to improve the profitability of our retail franchise.
Popular Financial Holdings
PFH recorded a net loss of $269.4 million in 2007. These results reflect the deterioration of the sub-prime mortgage business as well as charges related to some of the initiatives we undertook during the year.
     In January of 2007, we adopted a restructuring plan for PFH which included the decisions to exit the wholesale sub-prime origination business, to consolidate support functions with its sister United States banking entity, Banco Popular North America, and to focus on profitable businesses.
     As a result of the restructuring plan and the decision to exit the wholesale sub-prime business, we completed the recharacterization of certain on-balance sheet securitizations that allowed us to recognize these transactions as sales. Consequently, we removed approximately $3.2 billion in mortgage loans and $3.1 billion in related liabilities from our balance sheet. The impact of the recharacterization was a pre-tax loss of $90.1 million. The removal of these mortgage assets from our books improves capital and credit quality ratios and reduces the amount of sub-prime mortgages on our books.
     Most of PFH’s remaining loan portfolio amounting to approximately $1.5 billion and $287 million of bond certificates associated with on-balance sheet securitizations will be presented at market value based on FAS 159 (Fair Value Option for Financial Assets and Financial

Popular, Inc. | 2007 | Annual Report       3
Liabilities). The adoption of FAS 159, which will be implemented on January 1st, will result in a negative pre-tax adjustment that could range between $280 million and $300 million that will have no impact in the income statement since it will be deducted from retained earnings.
     At the time of the January 2007 restructuring, we decided to continue the operations of Equity One and its subsidiaries, which are dedicated to originating and servicing consumer finance loans through a network of over 130 offices. However, given increasing funding costs stemming from the disruption in the capital markets that began in the summer of 2007, we became convinced that it would become progressively more difficult to generate an adequate return on the capital invested at Equity One. In January 2008, we announced the signing of an agreement to sell certain assets of Equity One to American General Financial, a member of the American International Group (AIG). As part of the agreement, American General acquired a significant portion of Equity One’s mortgage loan and consumer loan portfolio approximating $1.4 billion as well as 24 of Equity One’s branches. We will be closing the remaining branches. The transaction, which closed on March 1, 2008, resulted in restructuring charges of $19.5 million, most of which will be recorded in the first quarter, and generated a pre-tax gain of approximately $50 million.
     The combined effect of the aforementioned initiatives is a reduction of PFH’s mortgage loans held-in portfolio from $6.9 billion in the beginning of 2007 to approximately $1.3 billion as of December 2007, of which $1 billion is sub-prime compared to a sub-prime portfolio amounting to $4.6 billion as of December 2006. Also, these initiatives enable us to present a clearer picture of Popular’s real exposure in this business.
Banco Popular North America
Banco Popular North America (BPNA), which includes E-LOAN as a subsidiary, reported a net loss of $195.4 million in 2007. This loss was driven by a net loss of $245.7 million at E-LOAN.
     BPNA’s banking operations generated a net income of $50.5 million, which, even though positive, was 50% below 2006. BPNA’s results were adversely affected by increased credit costs and lower net interest income. BPNA’s provision totaled $77.8 million, 106% higher than in 2006, due to the higher non-performing assets in the construction loan and mortgage portfolios. Net interest income was $14.5 million below 2006 levels due to tighter margins.
     Given the challenges we face, we took action to focus and prioritize resources. In October 2007, we announced the sale of six of our Houston, Texas branches to Prosperity Bank. Prosperity Bank paid a premium of 10.10% for approximately $125 million in deposits, and purchased certain loans and assets attributable to the branches. We will focus our efforts on improving the performance of the branch network we have built in the United States to enhance the value of our retail franchise.
     E-LOAN incurred a net loss of $245.7 million in 2007, which includes restructuring charges of $20.1 million and goodwill and trademark impairment charges amounting to $211.8 million.
We will focus our efforts to enhance the value of our retail franchise.
     E-LOAN’s business continued to be severely impacted by market conditions during 2007. A general decline in mortgage origination volume, significant increases in delinquencies and foreclosures and reduced liquidity in the secondary markets prompted us to restructure E-LOAN. In November 2007, we adopted a restructuring plan that substantially reduced marketing and personnel expenses and focused E-LOAN in the origination of agency conforming first mortgage loans. This plan resulted in restructuring charges of $20.1 million in the fourth quarter of 2007 and is expected to reduce operating expenses by $77 million in 2008.
     Given the changes to the business model and the challenging environment faced by the mortgage industry in the United States, we conducted an assessment of the value of E-LOAN’s recorded goodwill and trademark. The review resulted in the recognition of an impairment. This charge was a non-cash transaction and did not impact Popular’s liquidity or regulatory capital ratios.
     E-LOAN continues to be an important element for Popular given its technology platform, the wide geographic reach of its products, its ability to raise deposits for the Corporation and its widely known and respected brand.

Letter to Shareholders, continued
Puerto Rico
Our financial services operations in Puerto Rico, which consist of Banco Popular de Puerto Rico and other specialized subsidiaries, performed very well in 2007 despite an economy in recession, deteriorating credit quality and aggressive competition. These results confirm our capacity not only to withstand these negative forces, but to strengthen our position even in the most challenging of times.
     Net income for the Puerto Rico circle totaled $327.3 million, $28.6 million lower than in 2006. Financial results were impacted by deterioration in credit quality, which translated in a provision for loan losses of $243.7 million, 73% higher than the previous year. Net charge-offs rose by 69%, reaching $191 million, mostly in the commercial, credit card and personal loan portfolios. Throughout the year, we focused on proactively managing credit quality by tightening underwriting standards, anticipating possible losses, increasing spreads and improving collection efforts.
     Notwithstanding our careful approach in the credit arena, we were able to defend and increase our market share across the board. Market share gains get tougher every year, considering we are already the top player in seven out of the nine key product categories we closely track. During 2007, we improved our position in eight out of the nine categories, accounting for 23% of total loans and 35% of total deposits in the market. We will continue to focus on profitable market growth to further solidify our leadership position in Puerto Rico.
     In addition to growing our existing business, we strengthened our franchise with the acquisition of Citibank’s local retail business and Smith Barney’s local retail brokerage operations. The retail business acquisition included 17 branches (seven of which were consolidated), approximately $1 billion in deposits, mostly core deposits, and over $220 million in loans. Including these deposits, Popular’s market share rose to approximately 38%. We welcomed over 200 new colleagues and a solid client base which offers great potential to cross-sell additional Popular products. The local securities business is highly concentrated, with 60% of assets under management (AUM) controlled by the top two players. The Smith Barney transaction strengthens our sales force and provides additional business volume ($1.2 billion in AUM), significantly closing the gap between Popular Securities and the second player.
     Improving cost efficiency remained one of Banco Popular’s priorities in 2007. Expenses were 4.7% higher than in 2006, in great part due to costs related to the conversion of Citibank’s retail and brokerage operations. However, even though these costs were not in the original budget, total expenses for the year were below budget due to disciplined spending in other areas. As a result of our cost efficiency efforts throughout the last three years, we have improved our efficiency ratio from 55.8% in 2005 to 52.9% in 2007.
     We expect the tough economic scenario to persist well into 2008, but as we proved in 2007, discipline, a focus on execution and a strong franchise can not only get us through the toughest times, it can make us emerge even stronger than before.
As we proved in 2007, discipline and focus on execution can make us emerge stronger.
EVERTEC
EVERTEC, our processing unit with operations in Puerto Rico, the Caribbean and Latin America, increased revenues, net income and transaction volume in 2007 despite a recession in its main market, Puerto Rico, and increased competition from larger processing companies across all regions.
     EVERTEC’s net income in 2007 reached $31.3 million, an increase of 20% over 2006. These results were driven by good revenue growth, mainly from clients other than Popular companies, combined with tight expense management.
     In addition to solid financial results, EVERTEC made important progress in several of its key strategic areas, such as enhancing the competitiveness of the ATH® Network. For over 20 years, ATH® has been the preferred, as well as the most secure and cost effective payment method for Puerto Ricans. During 2007, the ATH® network processed over 535 million transactions through 4,944 ATMs and 100,500 POS terminals. In recent years, ATH® has experienced increased competition from Visa and MasterCard due to the rise in signature debit cards. In response to this challenge, the ATH® Network in Puerto Rico updated its price structure to give greater financial

Popular, Inc. |  2007 |  Annual Report      5
incentives to member banks while remaining the lowest-cost alternative for merchants. These changes will solidify and protect the ATH® brand and foster long-term growth of the business.
     In Puerto Rico, we added several financial institutions to our client roster as well as expanded the services offered to existing clients. EVERTEC now processes approximately 75% of all checks and electronic interchange in Puerto Rico. We expanded our workforce management business with the acquisition of SENSE, a software development company that provides solutions for human resources, payroll, and time and attendance. The health systems business acquired a portfolio of medical providers and increased the number of processed transactions by approximately 20%. EVERTEC Latin America had an excellent year, significantly increasing revenues and adding important customers in the region, despite the entry of international processors resulting from the acquisition of local banks by large international players.
     EVERTEC’s results and strategic accomplishments during 2007 corroborate the strategy we laid out four years ago of leveraging our existing infrastructure to generate additional revenues and further diversify our sources of income.
Moving Forward
Throughout this challenging year, the guidance and support of our Board of Directors has been very significant and greatly appreciated. I would like to recognize José B. Carrión (Pepe) for his service in the Banco Popular and Popular, Inc. Boards. For seven years, this organization greatly benefited from his counsel and insight. Pepe retired in 2007 upon reaching the mandatory retirement age. At the same time, we are extremely pleased to welcome Michael Masin to our Board of Directors. I know that Michael’s vast experience as part of the management and the Boards of some of the top corporations in the United States will be of great value to Popular.
     Also, after serving Popular for 30 years, our Executive Vice President in charge of People, Communications and Planning, Tere Loubriel will retire in March. Tere held a wide variety of positions throughout the years, all of them with the same level of dedication and commitment to excellence. We will miss her tremendously and wish her the best. Eduardo Negrón, our Deputy Chief Legal Officer for seven years, will direct the People and Communications area going forward.
     In retrospect, 2007 was definitely one of the most challenging years that our Corporation has faced to date. Unprecedented conditions and turmoil in the financial services industry have put our organization to the test. Our people responded as they always have, focusing their attention and energy to define and execute what was necessary to tackle the issues at hand. Now, more than ever, we are confident about our ability to go forward and return Popular to the growth and profitability levels that have characterized this organization’s history.
Richard L. Carrión
Chairman, President
and Chief Executive Officer
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
Shareholder Value
Our goal is to produce high and consistent financial returns for our shareholders, based on a long-term view.

25-Year Historical Financial Summary

(Dollars in millions,
except per share data)	1983	1984	1985	1986	1987	1988	1989	1990	1991	1992	1993

Selected Financial Information
Net Interest Income	$144.9	$156.8	$174.9	$184.2	$207.7	$232.5	$260.9	$284.2	$407.8	$440.2	$492.1
Non-Interest Income	19.6	19.0	26.8	41.4	41.0	54.9	63.3	70.9	131.8	124.5	125.2
Operating Expenses	127.3	137.2	156.0	168.4	185.7	195.6	212.4	229.6	345.7	366.9	412.3
Net Income	26.8	29.8	32.9	38.3	38.3	47.4	56.3	63.4	64.6	85.1	109.4

Assets	2,974.1	3,526.7	4,141.7	4,531.8	5,389.6	5,706.5	5,972.7	8,983.6	8,780.3	10,002.3	11,513.4
Net Loans	1,075.7	1,373.9	1,715.7	2,271.0	2,768.5	3,096.3	3,320.6	5,373.3	5,195.6	5,252.1	6,346.9
Deposits	2,347.5	2,870.7	3,365.3	3,820.2	4,491.6	4,715.8	4,926.3	7,422.7	7,207.1	8,038.7	8,522.7
Stockholders’ Equity	182.2	203.5	226.4	283.1	308.2	341.9	383.0	588.9	631.8	752.1	834.2

Market Capitalization	$119.3	$159.8	$216.0	$304.0	$260.0	$355.0	$430.1	$479.1	$579.0	$987.8	$1,014.7
Return on Assets (ROA)	0.95%	0.94%	0.89%	0.88%	0.76%	0.85%	0.99%	1.09%	0.72%	0.89%	1.02%
Return on Equity (ROE)	15.86%	15.83%	15.59%	15.12%	13.09%	14.87%	15.87%	15.55%	10.57%	12.72%	13.80%
Per Common Share[1]
Net Income – Basic	$0.19	$0.21	$0.23	$0.25	$0.24	$0.30	$0.35	$0.40	$0.27	$0.35	$0.42
Net Income – Diluted	$0.19	$0.21	$0.23	$0.25	$0.24	$0.30	$0.35	$0.40	$0.27	$0.35	$0.42
Dividends (Declared)	0.06	0.06	0.07	0.08	0.09	0.09	0.10	0.10	0.10	0.10	0.12
Book Value	1.24	1.38	1.54	1.73	1.89	2.10	2.35	2.46	2.63	2.88	3.19
Market Price	$0.83	$1.11	$1.50	$2.00	$1.67	$2.22	$2.69	$2.00	$2.41	$3.78	$3.88
Assets by Geographical Area
Puerto Rico	94%	91%	92%	92%	94%	93%	92%	89%	87%	87%	79%
United States	5%	8%	7%	7%	5%	6%	6%	9%	11%	10%	16%
Caribbean and Latin America	1%	1%	1%	1%	1%	1%	2%	2%	2%	3%	5%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Traditional Delivery System
Banking Branches
Puerto Rico	112	113	115	124	126	126	128	173	161	162	165
Virgin Islands	3	3	3	3	3	3	3	3	3	3	8
United States	6	9	9	9	9	10	10	24	24	30	32

Subtotal	121	125	127	136	138	139	141	200	188	195	205
Non-Banking Offices
Popular Financial Holdings									27	41	58
Popular Cash Express
Popular Finance					14	17	18	26	26	26	26
Popular Auto							4	9	9	9	8
Popular Leasing, U.S.A.
Popular Mortgage
Popular Securities
Popular Insurance
Popular Insurance Agency U.S.A.
Popular Insurance, V.I.
EVERTEC
Subtotal					14	17	22	35	62	76	92

Total	121	125	127	136	152	156	163	235	250	271	297
Electronic Delivery System
ATMs[2]
Owned and Driven
Puerto Rico	30	78	94	113	136	153	151	211	206	211	234
Caribbean					3	3	3	3	3	3	8
United States										6	11
Subtotal	30	78	94	113	139	156	154	214	209	220	253

Driven
Puerto Rico		6	36	51	55	68	65	54	73	81	86
Caribbean
Subtotal		6	36	51	55	68	65	54	73	81	86

Total	30	84	130	164	194	224	219	268	282	301	339
Transactions (in millions)
Electronic Transactions[3]	0.6	4.4	7.0	8.3	12.7	14.9	16.1	18.0	23.9	28.6	33.2
Items Processed	102.1	110.3	123.8	134.0	139.1	159.8	161.9	164.0	166.1	170.4	171.8
Employees (full-time equivalent)	3,832	4,110	4,314	4,400	4,699	5,131	5,213	7,023	7,006	7,024	7,533

[1]	Per common share data adjusted for stock splits.

[2]	Does not include host-to-host ATMs (2,186 in 2007) which are neither owned nor driven, but are part of the ATH® Network.

[3]	From 1981 to 2003, electronic transactions include ACH, Direct Payment, TelePago, Internet Banking and ATH® Network transactions in Puerto Rico. Since 2004, these numbers were adjusted to include ATH® Network transactions in the Dominican Republic, Costa Rica, El Salvador and United States, health care transactions, wire transfers, and other electronic payment transactions in addition to those previously stated.

Popular, Inc. | 2007 | Annual Report    7

1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007

$535.5	$584.2	$681.3	$784.0	$873.0	$953.7	$982.8	$1,056.8	$1,160.2	$1,284.7	$1,375.5	$1,424.2	$1,427.9	$1,449.4
141.3	173.3	205.5	247.6	291.2	372.9	464.1	491.8	543.8	626.0	608.8	785.3	809.5	694.3
447.8	486.8	541.9	636.9	720.4	837.5	876.4	926.2	1,029.0	1,113.1	1,171.0	1,328.2	1,485.1	1,704.6
124.7	146.4	185.2	209.6	232.3	257.6	276.1	304.5	351.9	470.9	489.9	540.7	357.7	-64.5

12,778.4	15,675.5	16,764.1	19,300.5	23,160.4	25,460.5	28,057.1	30,744.7	33,660.4	36,434.7	44,401.6	48,623.7	47,404.0	44,411.4
7,781.3	8,677.5	9,779.0	11,376.6	13,078.8	14,907.8	16,057.1	18,168.6	19,582.1	22,602.2	28,742.3	31,710.2	32,736.9	29,911.0
9,012.4	9,876.7	10,763.3	11,749.6	13,672.2	14,173.7	14,804.9	16,370.0	17,614.7	18,097.8	20,593.2	22,638.0	24,438.3	28,334.4
1,002.4	1,141.7	1,262.5	1,503.1	1,709.1	1,661.0	1,993.6	2,272.8	2,410.9	2,754.4	3,104.6	3,449.2	3,620.3	3,581.9

$923.7	$1,276.8	$2,230.5	$3,350.3	$4,611.7	$3,790.2	$3,578.1	$3,965.4	$4,476.4	$5,960.2	$7,685.6	$5,836.5	$5,003.4	$2,968.3

1.02%	1.04%	1.14%	1.14%	1.14%	1.08%	1.04%	1.09%	1.11%	1.36%	1.23%	1.17%	0.74%	-0.14%

13.80%	14.22%	16.17%	15.83%	15.41%	15.45%	15.00%	14.84%	16.29%	19.30%	17.60%	17.12%	9.73%	-2.08%

$0.46	$0.53	$0.67	$0.75	$0.83	$0.92	$0.99	$1.09	$1.31	$1.74	$1.79	$1.98	$1.24	-$0.27

$0.46	$0.53	$0.67	$0.75	$0.83	$0.92	$0.99	$1.09	$1.31	$1.74	$1.79	$1.97	$1.24	-$0.27

0.13	0.15	0.18	0.20	0.25	0.30	0.32	0.38	0.40	0.51	0.62	0.64	0.64	0.64
3.44	3.96	4.40	5.19	5.93	5.76	6.96	7.97	9.10	9.66	10.95	11.82	12.32	12.12
$3.52	$4.85	$8.44	$12.38	$17.00	$13.97	$13.16	$14.54	$16.90	$22.43	$28.83	$21.15	$17.95	$10.60

76%	75%	74%	74%	71%	71%	72%	68%	66%	62%	55%	53%	52%	59%
20%	21%	22%	23%	25%	25%	26%	30%	32%	36%	43%	45%	45%	38%

4%	4%	4%	3%	4%	4%	2%	2%	2%	2%	2%	2%	3%	3%

100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

166	166	178	201	198	199	199	196	195	193	192	194	191	196
8	8	8	8	8	8	8	8	8	8	8	8	8	8
34	40	44	63	89	91	95	96	96	97	128	136	142	147

208	214	230	272	295	298	302	300	299	298	328	338	341	351

73	91	102	117	128	137	136	149	153	181	183	213	159	135

				51	102	132	154	195	129	114	4	—	—
28	31	39	44	48	47	61	55	36	43	43	49	52	51
10	9	8	10	10	12	12	20	18	18	18	17	15	12

			7	8	10	11	13	13	11	15	14	11	24

	3	3	3	11	13	21	25	29	32	30	33	32	32

		1	2	2	2	3	4	7	8	9	12	12	13

						2	2	2	2	2	2	2	2

							1	1	1	1	1	1	1

								1	1	1	1	1	1
					4	4	4	5	5	7	8	12	11
111	134	153	183	258	327	382	427	460	431	423	354	297	282

319	348	383	455	553	625	684	727	759	729	751	692	638	633

262	281	327	391	421	442	478	524	539	557	568	583	605	615
8	8	9	17	59	68	37	39	53	57	59	61	65	69

26	38	53	71	94	99	109	118	131	129	163	181	192	187
296	327	389	479	574	609	624	681	723	743	790	825	862	871

88	120	162	170	187	102	118	155	174	176	167	212	226	433
		97	192	265	851	920	823	926	1,110	1,216	1,726	1,360	1,454
88	120	259	362	452	953	1,038	978	1,100	1,286	1,383	1,938	1,586	1,887

384	447	648	841	1,026	1,562	1,662	1,659	1,823	2,029	2,173	2,763	2,448	2,758

43.0	56.6	78.0	111.2	130.5	159.4	199.5	206.0	236.6	255.7	568.5	625.9	690.2	772.7
174.5	175.0	173.7	171.9	170.9	171.0	160.2	149.9	145.3	138.5	133.9	140.3	150.0	175.2

7,606	7,815	7,996	8,854	10,549	11,501	10,651	11,334	11,037	11,474	12,139	13,210	12,508	12,303

8
Board of Directors
Richard L. Carrión
Chairman, President, Chief Executive Officer,
Popular, Inc.
Juan J. Bermúdez
Partner, Bermúdez & Longo, S.E.
María Luisa Ferré
President, Grupo Ferré Rangel
Michael Masin
Senior Partner, O’Melvany & Myers
Manuel Morales Jr.
President, Parkview Realty, Inc.
Francisco M. Rexach Jr.
President, Capital Assets, Inc.
Frederic V. Salerno
Investor
William J. Teuber Jr.
Vice Chairman, EMC Corporation
José R. Vizcarrondo
President and Chief Executive Officer
Desarrollos Metropolitanos, S.E.
Samuel T. Céspedes, Esq.
Secretary of the Board of Directors, Popular, Inc.
Corporate Leadership Circle
Richard L. Carrión
Chairman, President, Chief Executive Officer,
Popular, Inc.
David H. Chafey Jr.
Senior Executive Vice President, Popular, Inc.
President, Banco Popular de Puerto Rico
Roberto R. Herencia
Executive Vice President, Popular, Inc.
President, Banco Popular North America
Amílcar Jordán, Esq.
Executive Vice President, Risk Management, Popular, Inc.
Jorge A. Junquera
Senior Executive Vice President,
Chief Financial Officer, Popular, Inc.
Tere Loubriel
Executive Vice President,
People, Communications and Planning, Popular, Inc.
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
Corporate Information
Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP
Annual Meeting
The 2008 Annual Stockholders’ Meeting of Popular, Inc. will be held on Friday, April 25, at 9:00 a.m. at Centro Europa Building in San Juan, Puerto Rico.
Additional Information
The Annual Report to the Securities and Exchange Commission on Form 10-K and any other financial information may also be viewed by visiting our website:
www.popular.com

Financial Review and Supplementary Information

2
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Popular, Inc. |   2007   |  Annual Report       3
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following management’s discussion and analysis (“MD&A”) provides you with information management believes necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the “Corporation” or “Popular”). All accompanying tables, consolidated financial statements and corresponding notes included in this “Financial Review and Supplementary Information - 2007 Annual Report” (“the report”) should be considered an integral part of this MD&A.
Forward-looking Statements
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
     Forward-looking statements are not guarantees of future performance and, by their nature, involve certain risks, uncertainties, estimates and assumptions by management that are difficult to predict. Various factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the rate of growth in the economy, as well as general business and economic conditions; changes in interest rates, as well as the magnitude of such changes; the fiscal and monetary policies of the federal government and its agencies; the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets; the performance of the stock and bond markets; competition in the financial services industry; possible legislative, tax or regulatory changes; and difficulties in combining the operations of acquired entities.
     All forward-looking statements are based upon information available to the Corporation as of the date of this report. Management assumes no obligation to update or revise any such forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.
Overview
The Corporation is a financial holding company, which is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Since its foundation more than a century ago, Popular has evolved from a commercial bank based in Puerto Rico to a diverse financial services company with operations in Puerto Rico, the United States, the Caribbean and Latin America. The Corporation ranked 30th among the top 50 bank holding companies based on total assets as per information gathered and disclosed by the Federal Reserve System as of December 31, 2007.
     The Corporation operates four principal businesses or operating segments: Banco Popular de Puerto Rico, Banco Popular North America, Popular Financial Holdings and EVERTEC. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN, and Popular Financial Holdings (“PFH”). BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN offers online consumer direct lending and provides an online platform to raise deposits for BPNA. PFH, after certain restructuring events discussed later in this MD&A, is currently exiting the loan origination business, but still carries a maturing loan portfolio that approximated $3.3 billion at December 31, 2007, of which a carrying amount of $1.4 billion was classified as held-for-sale. Also, PFH continues to service for others over $9.4 billion in mortgage loans. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of the Corporation’s subsidiaries’ system infrastructures and transactional processing businesses. Note 32 to the consolidated financial statements, as well as the Reportable Segments section in this MD&A, present further information about the Corporation’s business segments.
     Popular, Inc.’s financial performance for the year ended December 31, 2007 reflected a net loss of $64.5 million, compared with net income of $357.7 million for 2006. The reduction in the Corporation’s results of operations continued to reflect the impact of unprecedented adverse market conditions, particularly on Popular’s U.S. mainland operations.
     Net losses in the Corporation’s U.S. operations, which include the reportable segments of Banco Popular North America and PFH, amounted to $467.8 million for the year ended December 31, 2007, compared to net income of $5.0 million in 2006. The year 2007 was marked by very important decisions with respect to Popular’s U.S. operations, which had a significant impact in the financial results for the year, including:
•	the implementation of various restructuring plans, resulting in the recognition of significant associated costs, which approximated $36.7 million, and of non-cash impairment losses related to E-LOAN’s goodwill and trademark approximating $211.8 million, and

4
Table A
Components of Net (Loss) Income as a Percentage of Average Total Assets

	For the Year
	2007	2006	2005	2004	2003

Net interest income	3.08%	2.96%	3.07%	3.45%	3.71%
Provision for loan losses	(1.19)	(0.60)	(0.42)	(0.45)	(0.57)
Sales and valuation adjustments of investment securities	0.12	0.01	0.11	0.04	0.21
(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(0.08)	0.24	0.18	0.11	0.15
Trading (losses) gains	(0.01)	0.07	0.06	—	(0.03)
Other non-interest income	1.44	1.36	1.34	1.38	1.48

	3.36	4.04	4.34	4.53	4.95
Operating expenses	(3.62)	(3.08)	(2.86)	(2.94)	(3.21)

Net (loss) income before tax and cumulative effect of accounting change	(0.26)	0.96	1.48	1.59	1.74
Income tax	0.12	(0.22)	(0.32)	(0.36)	(0.38)
Cumulative effect of accounting change, net of tax	—	—	0.01	—	—

Net (loss) income	(0.14)%	0.74%	1.17%	1.23%	1.36%

•	the loan recharacterization transaction of the majority of the on-balance sheet securitizations at PFH which resulted in a net pre-tax loss of approximately $90.1 million.
     These U.S. strategic events are explained in detail in the Significant U.S. Strategic Events section of this MD&A and are integral to the understanding of the 2007 financial results.
     The Corporation’s operations in Puerto Rico continued to perform well despite a difficult economic environment, which presents credit challenges and has led to a recessionary cycle. Solidifying Popular’s presence in the Puerto Rico market and sustaining the Corporation’s confidence in this market, in 2007, the Corporation completed the acquisition of Citibank’s retail banking operations in Puerto Rico, which added 17 branches to BPPR’s retail branch network prior to branch closing due to synergies, and contributed approximately $1 billion in deposits and $220 million in loans. Also, Popular Securities, a subsidiary within the Banco Popular de Puerto Rico reportable segment, strengthened its brokerage sales force and increased its assets under its management by acquiring Smith Barney’s retail brokerage operations in Puerto Rico. Both of these acquisitions took place in the latter part of the fourth quarter of 2007. The Corporation recorded $147 million in goodwill and other intangibles related to these two acquisitions.
     Information on the analysis of financial results for the Puerto Rico, including EVERTEC, and U.S. operations is provided in the Reportable Segments section of this MD&A.
     Table A presents a five-year summary of the components of net (loss) income as a percentage of average total assets. Table B presents the changes in net (loss) income applicable to common stock and (losses) earnings per common share for the last three years. In addition, Table C provides selected financial data for the past 10 years. A glossary of selected financial terms has been included at the end of this MD&A.
     Financial results for the year ended December 31, 2007 were principally impacted by the following items (on a pre-tax basis), compared to the year 2006:
•	A $274.9 million increase in the provision for loan losses, which was mostly influenced by a slowdown in the housing sector, principally in the U.S. mainland, and weak economic conditions in Puerto Rico and the U.S. mainland that impacted the commercial and consumer sectors and has resulted in higher delinquencies. Refer to the Credit Risk Management and Loan Quality section of this MD&A for a more detailed analysis of the allowance for loan losses, net charge-offs, non-performing assets and credit quality statistics.

•	A decrease of $115.2 million in non-interest income, mostly driven by loss on sale of loans that includes the impact of the PFH loan recharacterization transaction described in detail in the Significant U.S. Strategic Events section in this MD&A and unfavorable valuation adjustments on loans held-for-sale due to illiquidity in certain markets and higher credit loss expectations which impacted price margins. Also, the decrease in non-interest income was the result of reductions in value in the residual interests of PFH. These unfavorable variances were partially offset by higher gains on sale of equity securities by the Corporation’s holding company and higher service fees.

Popular, Inc. |   2007   |  Annual Report       5
Table B
Changes in Net (Loss) Income Applicable to Common Stock and (Losses) Earnings per Common Share

	2007		2006		2005
(In thousands, except per common share amounts)	Dollars	` Per share	Dollars	Per share	Dollars	Per share

Net income applicable to common stock for prior year	$345,763	$1.24	$528,789	$1.98	$477,995	$1.79
Increase (decrease) from changes in:
Net interest income	21,480	0.08	3,703	0.01	48,696	0.18
Provision for loan losses	(274,890)	(0.99)	(92,488)	(0.35)	(16,615)	(0.06)
Sales and valuation adjustments of investment securities	50,800	0.18	(47,754)	(0.18)	36,859	0.14
Trading account	(37,752)	(0.14)	5,237	0.02	30,210	0.11
Sales of loans and valuation adjustments on loans held-for-sale	(156,391)	(0.56)	34,124	0.13	39,129	0.15
Other non-interest income	28,174	0.10	32,603	0.12	70,306	0.27
Impairment losses on long-lived assets*	(5,112)	(0.02)	(7,232)	(0.03)	—	—
Goodwill and trademark impairment losses*	(197,512)	(0.71)	(14,239)	(0.05)	—	—
Amortization of intangibles	1,933	0.01	(2,798)	(0.01)	(1,735)	(0.01)
All other operating expenses	(18,787)	(0.06)	(132,604)	(0.50)	(155,453)	(0.58)
Income tax	165,888	0.60	42,029	0.16	(4,210)	(0.01)
Cumulative effect of accounting change	—	—	(3,607)	(0.01)	3,607	0.01

Net (loss) income before preferred stock dividends and change in average common shares	(76,406)	(0.27)	345,763	1.29	528,789	1.99
Change in average common shares**	—	—	—	(0.05)	—	(0.01)

Net (loss) income applicable to common stock	$(76,406)	$(0.27)	$345,763	$1.24	$528,789	$1.98

*	Associated with the PFH Restructuring Plan, PFH Branch Network Restructuring Plan, and E-LOAN Restructuring Plan.

**	Reflects the effect of the shares repurchased, plus the shares issued through the Dividend Reinvestment Plan and the subscription rights offering, and the effect of stock options exercised in the years presented.

•	Higher operating expenses by $219.5 million, which includes restructuring charges that are detailed in the Significant U.S. Strategic Events section in this MD&A.
The above unfavorable variances were partially offset by:
•	Higher net interest income by $21.5 million. For further information refer to the Net Interest Income and Market Risk sections of this MD&A.

•	Income tax benefit of $59.0 million in 2007, compared to income tax expense of $106.9 million in 2006. Refer to the Income Tax section of this MD&A for additional information.
     Total assets at December 31, 2007 amounted to $44.4 billion, or $3.0 billion lower than total assets at the same date in the previous year. Total earning assets at December 31, 2007 decreased by $2.8 billion, or 6%, compared with December 31, 2006. As of December 31, 2007, loans, the primary interest-earning asset category for the Corporation, totaled $29.9 billion, reflecting a decline of $2.8 billion, or 9%, from December 31, 2006. As explained in the Significant U.S. Strategic Events section of this MD&A, the loan recharacterization transaction and the PFH Restructuring Plan contributed substantially to the reduction in total loans. For more detailed information on lending activities, refer to the Statement of Condition Analysis and Credit Risk Management and Loan Quality sections of this MD&A. Investment and trading securities, the second largest component of interest-earning assets, accounted for $0.6 billion of the decline in total assets from December 31, 2006.
     Assets at December 31, 2007 were funded principally through deposits, primarily time deposits. Deposits supported approximately 64% of the asset base, while borrowings, other liabilities and stockholders’ equity accounted for approximately 36%. As of December 31, 2006, 52% of total assets were funded through deposits, while borrowings, other liabilities and stockhoders’ equity accounted for 48%. In the third quarter of 2007, the Corporation increased its reliance on brokered certificates of deposit, as a result of expected reduced availability of non-deposit funding. Beginning in the third quarter of 2007,

Table C
Selected Financial Data

(Dollars in thousands, except per share data)	2007	2006	2005

CONDENSED INCOME STATEMENTS
Interest income	$3,128,171	$3,064,441	$2,665,859
Interest expense	1,678,781	1,636,531	1,241,652

Net interest income	1,449,390	1,427,910	1,424,207

Provision for loan losses	562,650	287,760	195,272
Net gain (loss) on sale and valuation adjustment of investment securities	55,159	4,359	52,113
Trading account (loss) profit	(2,464)	35,288	30,051
(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(38,970)	117,421	83,297
Other non-interest income	680,591	652,417	619,814
Operating expenses	1,704,551	1,485,073	1,328,200
Income tax (benefit) expense	(59,002)	106,886	148,915
Net (gain) loss of minority interest	—	—	—
Cumulative effect of accounting change, net of tax	—	—	3,607

Net (loss) income	$(64,493)	$357,676	$$540,702

Net (loss) income applicable to common stock	$(76,406)	$345,763	$$528,789

PER COMMON SHARE DATA*
Net (loss) income:
Basic before cumulative effect of accounting change	$(0.27)	$1.24	$1.97
Diluted before cumulative effect of accounting change	(0.27)	1.24	1.96
Basic after cumulative effect of accounting change	(0.27)	1.24	1.98
Diluted after cumulative effect of accounting change	(0.27)	1.24	1.97
Dividends declared	0.64	0.64	0.64
Book value	12.12	12.32	11.82
Market price	10.60	17.95	21.15
Outstanding shares:
Average — basic	279,494,150	278,468,552	267,334,606
Average — diluted	279,494,150	278,703,924	267,839,018
End of period	280,029,215	278,741,547	275,955,391

AVERAGE BALANCES
Net loans**	$32,749,993	$32,078,716	$29,730,913
Earning assets	43,789,693	44,930,391	43,245,684
Total assets	47,104,935	48,294,566	46,362,329
Deposits	25,569,100	23,264,132	22,253,069
Borrowings	16,866,754	20,545,546	20,091,520
Total stockholders’ equity	3,861,426	3,741,273	3,274,808

PERIOD END BALANCES
Net loans**	$29,911,002	$32,736,939	$31,710,207
Allowance for loan losses	548,832	522,232	461,707
Earning assets	40,901,854	43,660,568	45,167,761
Total assets	44,411,437	47,403,987	48,623,668
Deposits	28,334,478	24,438,331	22,638,005
Borrowings	11,560,596	18,533,816	21,296,299
Total stockholders’ equity	3,581,882	3,620,306	3,449,247

SELECTED RATIOS
Net interest yield (taxable equivalent basis)	3.52%	3.44%	3.59%
Return on average total assets	(0.14)	0.74	1.17
Return on average common stockholders’ equity	(2.08)	9.73	17.12
Dividend payout ratio to common stockholders	(233.89)	51.02	32.31
Efficiency ratio	81.99	67.16	62.30
Overhead ratio	69.70	47.31	38.12
Tier I capital to risk-adjusted assets	10.12	10.61	11.17
Total capital to risk-adjusted assets	11.38	11.86	12.44

*	Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods. All per share data have been adjusted to reflect two stock splits effected in the form of dividends on July 8, 2004 and July 1, 1998.

**	Includes loans held-for-sale.

Popular, Inc. |   2007   |  Annual Report       7

Year ended December 31,
2004	2003	2002	2001	2000	1999	1998

$2,216,265	$2,034,238	$2,023,797	$2,095,862	$2,150,157	$1,851,670	$1,651,703
840,754	749,550	863,553	1,039,105	1,167,396	897,932	778,691

1,375,511	1,284,688	1,160,244	1,056,757	982,761	953,738	873,012

178,657	195,939	205,570	213,250	194,640	148,948	137,213
15,254	71,094	(3,342)	27	11,201	638	8,933
(159)	(10,214)	(804)	(1,781)	1,991	(1,582)	3,653
44,168	53,572	52,077	45,633	39,673	34,890	23,036
549,508	511,558	495,832	447,937	411,195	338,970	255,624
1,171,012	1,113,083	1,029,002	926,209	876,433	837,482	720,354
144,705	130,326	117,255	105,280	100,797	85,120	74,671
—	(435)	(248)	18	1,152	2,454	328
—	—	—	686	—	—	—

$489,908	$470,915	$351,932	$304,538	$276,103	$257,558	$232,348

$477,995	$460,996	$349,422	$296,188	$267,753	$249,208	$223,998

$1.79	$1.74	$1.31	$1.09	$0.99	$0.92	$0.83
1.79	1.74	1.31	1.09	0.99	0.92	0.83
1.79	1.74	1.31	1.09	0.99	0.92	0.83
1.79	1.74	1.31	1.09	0.99	0.92	0.83
0.62	0.51	0.40	0.38	0.32	0.30	0.25
10.95	9.66	9.10	7.97	6.96	5.76	5.93
28.83	22.43	16.90	14.54	13.16	13.97	17.00

266,302,105	265,481,840	267,830,164	272,476,576	271,814,952	271,171,268	271,064,172
266,674,856	265,595,832	267,830,550	272,476,938	271,814,952	271,171,268	271,064,172
266,582,103	265,783,892	264,878,094	272,724,728	271,997,234	271,308,584	271,274,654

$25,143,559	$20,730,041	$18,729,220	$17,045,257	$15,801,887	$13,901,290	$11,930,621
37,621,648	32,781,355	30,194,914	26,414,204	24,893,366	22,244,959	19,261,949
39,898,775	34,674,761	31,822,390	27,957,107	26,569,755	23,806,372	20,432,382
19,409,055	17,757,968	16,984,646	15,575,791	14,508,482	13,791,338	12,270,101
16,954,909	13,835,437	12,190,076	9,805,000	9,674,547	7,825,855	6,268,921
2,903,137	2,545,113	2,150,386	2,096,534	1,884,525	1,712,792	1,553,258

$28,742,261	$22,602,192	$19,582,119	$18,168,551	$16,057,085	$14,907,754	$13,078,795
437,081	408,542	372,797	336,632	290,653	292,010	267,249
41,812,475	34,451,748	31,899,765	29,139,288	26,339,431	23,754,620	21,591,950
44,401,576	36,434,715	33,660,352	30,744,676	28,057,051	25,460,539	23,160,357
20,593,160	18,097,828	17,614,740	16,370,042	14,804,907	14,173,715	13,672,214
19,882,202	14,949,236	12,955,966	11,588,221	10,785,239	9,154,468	7,297,742
3,104,621	2,754,417	2,410,879	2,272,818	1,993,644	1,660,986	1,709,113

3.95%	4.28%	4.19%	4.33%	4.23%	4.65%	4.91%
1.23	1.36	1.11	1.09	1.04	1.08	1.14
17.60	19.30	16.29	14.84	15.00	15.45	15.41
32.85	27.05	30.76	33.10	32.47	31.56	28.42
59.86	60.51	60.42	59.81	61.45	63.16	62.35
40.88	37.91	41.82	41.11	41.96	48.71	49.15
11.82	12.43	9.85	9.96	10.44	10.17	10.82
13.21	13.93	11.52	11.74	12.37	12.29	13.14

the U.S. credit markets were marked by unprecedented instability and disruption, making even routine asset sale and funding activities much more challenging for financial institutions. Credit spreads widened significantly and rapidly as many investors allocated their funds to only the highest-quality financial assets such as U.S. government securities. The result of these actions by market participants made it more difficult for corporate borrowers to raise financing in the capital markets. In light of this scenario, the Corporation determined at that time to substitute overnight borrowings with longer term funding. Furthermore, the increase in deposits was the result of the acquisition of the Citibank retail branches in Puerto Rico in the fourth quarter of 2007, which contributed with approximately $1 billion in deposits, principally in time deposits and savings accounts. For additional data on funding sources refer to the Statement of Condition Analysis and Liquidity Risk sections of this MD&A.
     Stockholders’ equity at December 31, 2007 showed a reduction of $38 million, compared to December 31, 2006. The impact of the net loss for the year 2007 and the dividend payouts was partially offset by the net impact of unrealized gains in the valuation of available-for-sale securities at year-end 2007 of $21 million, compared to unrealized losses of $155 million in year-end 2006.
     The Corporation’s common stock declined 41% in market value in 2007 closing at $10.60. The Corporation’s market capitalization at December 31, 2007 was $3.0 billion, compared with $5.0 billion at December 31, 2006. The shares of the Corporation’s common and preferred stock are traded on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) system under the symbols BPOP and BPOPO, respectively. Table J shows the Corporation’s common stock performance on a quarterly basis during the last five years, including market prices and cash dividends declared.
     The Corporation, like other financial institutions, is subject to a number of risks, many of which are outside of management’s control, though efforts are made to manage those risks while optimizing returns. Among the risks assumed are (1) market risk, which is the risk that changes in market rates and prices will adversely affect the Corporation’s financial condition or results of operations, (2) liquidity risk, which is the risk that the Corporation will have insufficient cash or access to cash to meet operating needs and financial obligations, (3) credit risk, which is the risk that loan customers or other counterparties will be unable to perform their contractual obligations, and (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. These four risks are covered in greater detail throughout this MD&A. In addition, the Corporation is subject to legal, compliance and reputational risks, among others.
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
     The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2007, while not all inclusive, discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.
     Further discussion of operating results, financial condition and business risks is presented in the narrative and tables included herein.
Significant U.S. Strategic Events
The following significant U.S. initiatives were adopted to improve the Corporation’s balance sheet, profitability and liquidity. Certain of these events occurred in 2007, while others are expected to be effected in early 2008.
PFH Restructuring Plan
In January 2007, the Corporation adopted a Restructuring and Integration Plan at PFH, the holding company of Equity One (the “PFH Restructuring Plan”). The PFH Restructuring Plan called for PFH to exit the wholesale subprime mortgage loan origination business during early first quarter of 2007 and to shut-down the wholesale broker, retail and call center business divisions. Also, the plan included consolidating PFH support functions with its sister U.S. banking entity, Banco Popular North America, creating a single integrated North American financial services unit. At that time, Popular decided to continue the operations of Equity One and its subsidiaries (“Equity One”), with over 130 consumer services branches, principally dedicated to direct subprime loan origination, consumer finance and mortgage servicing.
     The PFH Restructuring Plan resulted in restructuring costs amounting to approximately $14.7 million in 2007, primarily in severance and lease termination charges. In 2006, the Corporation recognized $7.2 million in impairment of long-lived assets and $14.2 million in the impairment of PFH’s goodwill as a result of

Popular, Inc.  |   2007  |   Annual Report       9
the PFH Restructuring Plan. Refer to the Operating Expenses section in this MD&A for a breakdown of these costs by major categories. Exiting these origination channels also impacted financial results by reducing new loan volumes and, thus, had an impact on revenues generated by the sale of loans.
     Refer to the Events Subsequent to Year-End 2007 section of this MD&A for additional steps taken by management with respect to PFH’s operations in 2008, which resulted in a second restructuring plan, namely the PFH Branch Network Restructuring Plan.
E-LOAN Restructuring Plan
In November 2007, the Board of Directors of Popular adopted a restructuring plan for its Internet financial services subsidiary E-LOAN (the “E-LOAN Restructuring Plan”). Considering E-LOAN’s operating losses in light of current market conditions and other factors, the Board of Directors approved a substantial reduction of marketing and personnel costs at E-LOAN and changes in E-LOAN’s business model to align it with revenue expectations. The changes include concentrating marketing investment toward the Internet and the origination of first mortgage loans that qualify for sale to government sponsored entities (“GSEs”). Also, as a result of escalating credit costs in the current economic environment and lower liquidity in the secondary markets for mortgage related products, in December 2007, the Corporation determined to hold back the origination by E-LOAN of home equity lines of credit, closed-end second lien mortgage loans and auto loans. The E-LOAN Restructuring Plan continues to promote the Internet deposit gathering initiative with BPNA. As part of the E-LOAN Restructuring Plan, the Corporation evaluated the value of E-LOAN’s recorded goodwill and trademark by considering the changes in E-LOAN’s business model and the unprecedented conditions in the mortgage loan business. The E-LOAN Restructuring Plan resulted in charges recorded in the fourth quarter of 2007 amounting to $231.9 million, which included $211.8 million in non-cash impairment losses related to its goodwill and trademark intangible assets. Refer to the Operating Expenses section in this MD&A for a breakdown of these costs by major categories.
     The cost-control plan initiative and changes in loan origination strategies incorporated as part of the plan will result in the elimination of over 400 positions between the fourth quarter of 2007 and first quarter of 2008. As a result of the E-LOAN Restructuring Plan, operating expenses are expected to be reduced by approximately $77 million for 2008. E-LOAN’s estimated net losses for the year ended December 31, 2008 are expected to decline by $15 million, resulting principally from the reduction in operating expenses, partially offset by the related tax impact and by lower volume of loan originations in certain business channels that are impacted by this plan.
Recharacterization of Certain On-Balance Sheet Securitizations as Sales under FASB Statement No. 140
From 2001 through 2006, the Corporation conducted 21 mortgage loan securitizations that were sales for legal purposes but did not qualify for sale accounting treatment at the time of inception because the securitization trusts did not meet the criteria for qualifying special purpose entities (“QSPEs”) contained in SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. As a result, the transfers of the mortgage loans pursuant to these securitizations were initially accounted for as secured borrowings with the mortgage loans continuing to be reflected as assets on the Corporation’s consolidated statement of financial condition with appropriate footnote disclosure indicating that the mortgage loans were, for legal purposes, sold to the securitization trusts.
     As part of the Corporation’s strategy of exiting the subprime business at PFH, on December 19, 2007, PFH and the trustee for each of the related securitization trusts amended the provisions of the related pooling and servicing agreements to delete the discretionary provisions that prevented the transactions from qualifying for sale treatment. These changes in the primary discretionary provisions included:
•	deleting the provision that grants the servicer “sole discretion” to have the right to purchase for its own account or for resale from the trust fund any loan which is 91 days or more delinquent;

•	deleting the provision that grants the servicer (PFH) “sole discretion” to sell loans with respect to which it believes default is imminent;

•	deleting the provision that grants the servicer “sole discretion” to determine whether an immediate sale of a real estate owned (“REO”) property or continued management of such REO property is in the best interest of the certificateholders; and

•	deleting the provision that grants the residual holder (PFH) to direct the trustee to acquire derivatives post closing.
     The Corporation obtained a legal opinion, which among other considerations, indicated that each amendment (a) is authorized or permitted under the pooling and servicing agreement related to such amendment, and (b) will not adversely affect in any material respect the interests of any certificateholders covered by the related pooling and servicing agreement.
     The amendments to the pooling and servicing agreement allowed the Corporation to recognize 16 out of the 21 transactions as sales under SFAS No. 140. When accounting for the transfers as sales, the Corporation (i) reclassified the loans as held-for-sale with the corresponding lower of cost or market adjustment as of the date of the transfer, (ii) removed from the Corporation’s books approximately $3.2 billion in mortgage loans and $3.1 billion in related liabilities representing secured borrowings, (iii) recognized assets referred to as residual interests, which represent the fair value of residual interest certificates that were issued by the securitization trusts and retained by PFH, and (iv) recognized mortgage servicing rights, which represent the fair value of PFH’s right to continue to service the mortgage loans transferred to the securitization trusts. As part of the recharacterization, the Corporation recognized residual interests of $38 million and MSRs of $18 million. The Corporation had previously recorded MSRs in several of these securitization transactions, which amounted to $18 million at December 31, 2007. The net impact of the recharacterization transaction was a pre-tax loss of $90.1 million, which is included in the caption “(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale” in the consolidated statement of operations.
     Because the loans in these trusts continued to be reflected as assets on the Corporation’s consolidated financial statements prior to affecting the loan recharacterization transaction, the Corporation was required to record charge-offs and make provision for inherent loan losses relating to such loans in accordance with FASB Statement No. 5, “Accounting for Contingencies.”
     This loan recharacterization transaction as sale on the Corporation’s financial statements reflects management’s current strategy of exiting the subprime mortgage origination business of PFH. It also provides investors a better portrayal of the legal rights and obligations related to these transactions and will allow them to better assess their economic impact on the Corporation’s financial condition. The removal of the mortgage assets from Popular’s books had a favorable impact on its capital ratios and reduced the amount of subprime mortgages in the Corporation’s books. The loan recharacterization transaction contributed with a reduction in non-performing mortgage loans of approximately $316 million, when compared to December 31, 2006.
Events Subsequent To Year-End 2007
Sale of BPNA’s Retail Bank Branches in Houston
On January 10, 2008, the Corporation completed the sale of six branches of BPNA in Houston, Texas to Prosperity Bank. Prosperity Bank paid a premium of 10.10% for approximately $126 million in deposits, as well as purchased certain loans and other assets attributable to the branches. Prosperity retained all branch-based employees. BPNA continues to operate its mortgage business based in Houston as well as its franchise and small business lending activities in Texas. BPNA will also continue to maintain a retail branch in Arlington, Texas.
PFH Branch Network Restructuring Plan
Given the unprecedented disruption in the capital markets since the summer of 2007 and its impact on funding, Popular’s management concluded that it would be difficult to generate an adequate return on the capital invested at Equity One’s consumer service branches.
     In January 2008, the Corporation signed an Asset Purchase Agreement (the “Agreement”) to sell certain assets of Equity One, the U.S. mainland consumer finance operations of Popular Financial Holdings, to American General Finance, Inc., a member of American International Group. The closing of the Agreement with effective date of March 1, 2008 resulted in the sale of a significant portion of Equity One’s mortgage loan and consumer loan portfolio approximating $1.4 billion. This portfolio was reclassified by the Corporation from loans held-in-portfolio to loans held-for-sale in December 2007. American General Finance, Inc. will hire certain Equity One’s consumer services employees and will retain certain branch locations. Equity One will close all remaining consumer branches. Workforce reductions at Equity One will result in the loss of employment for those employees at the consumer services branches not hired by American General Finance, Inc., as well as for other related support functions.
     This strategic initiative resulted in the adoption of an additional restructuring plan at PFH (the “PFH Branch Network Restructuring Plan”) during the first quarter of 2008. It is anticipated that this restructuring plan (the “PFH Branch Network Restructuring Plan”) will result in estimated combined charges for the Corporation of approximately $19.5 million, of which $1.9 million in impairment charges related to long-lived assets, primarily leasehold improvements, furniture and equipment, were recognized on December 31, 2007, and the remainder is expected to be substantially incurred in the first quarter of 2008.
Adoption of Statement of Financial Accounting Standards No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159)
The Corporation adopted the provisions of SFAS No. 159 in January 2008. Management elected the fair value option for approximately $287 million of loans and $287 million of bond certificates associated to PFH’s on-balance sheet securitizations that were outstanding at December 31, 2007 (transactions excluded from the recharacterization transaction described in Note 23 to the consolidated financial statements). These loans serve as collateral for the bond certificates. Due to accounting constraints, the Corporation is unable to recharacterize these loan securitizations as sales. Additionally, the Corporation elected the fair value option for approximately $1.2 billion of whole loans held-in-portfolio by PFH. These whole loans consist principally of mortgage loans, including second-liens, that were originated through the exited business of PFH and home equity lines of credit that had been originated by E-LOAN prior to the 2007 U.S. reorganization. Due to their subprime characteristics and current market disruptions, these loans are being held-in-portfolio as

Popular, Inc. | 2007 | Annual Report      11
potential buyers have withdrawn from the market given heightened concerns over credit quality of borrowers and continued deterioration in the housing markets. Management understands that accounting for these loans at fair value provides a more relevant and transparent measurement of the realizable value of the assets and differentiates the PFH portfolio from that loan portfolio that the Corporation will continue to originate through other channels outside PFH. The measurement of the bond certificates at fair value reflects the actual liability of the Corporation after considering the credit risk to be borne by the certificateholders on the on-balance sheet securitization. Management understands that the adoption of the fair value option for the financial assets and liabilities selected better reflects the inherent risks of these instruments and reflects the intention of the Corporation to discontinue most of the businesses previously conducted at PFH.
     As a result of the adoption of SFAS No. 159, the Corporation expects to recognize a negative pre-tax adjustment that could range between $280 million and $300 million ($158 million and $169 million after-tax) due to the transitional adjustment for electing the fair value option on existing instruments at adoption. That amount represents the difference between the fair value and the carrying value of the loans at date of adoption. This negative adjustment would not impact earnings but instead be reflected as a reduction of beginning retained earnings as of January 1, 2008. Subsequent increases or decreases in the fair value of the assets and liabilities accounted under SFAS No. 159 provisions will be recorded as valuation adjustments through earnings in the consolidated statement of operations. The fair value adjustments disclosed here are only estimates as management is in the process of validating the methodologies used to value the assets and liabilities and the results of such valuations. Also, management continues to evaluate the impact that SFAS No. 159 will have on the consolidated financial statements, including disclosures.
Critical Accounting Policies / Estimates
The accounting and reporting policies followed by the Corporation and its subsidiaries conform with generally accepted accounting principles ( “GAAP”) in the United States of America and general practices within the financial services industry. The Corporation’s significant accounting policies are described in detail in Note 1 to the consolidated financial statements and should be read in conjunction with this section.
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
Securities’ Classification and Related Values
Management determines the appropriate classification of debt and equity securities at the time of purchase. Debt securities are classified as held-to-maturity ( “HTM”) when the Corporation has the intent and ability to hold the securities to maturity. HTM securities are reported on the Corporation’s financial statements at amortized cost. Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as HTM or trading, except for equity or other securities which do not have readily available fair values, are classified as available-for-sale ( “AFS”). Securities AFS are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in accumulated other comprehensive income (a component of stockholders’ equity). At December 31, 2007, unrealized net gains on the AFS securities, net of taxes, amounted to $21 million. Investments in equity or other securities that do not have publicly and readily determinable fair values are classified as other investment securities in the statement of condition and carried at the lower of cost or realizable value.
     The assessment of fair value applies to certain of the Corporation’s assets and liabilities, including the trading and investment portfolios. Fair values are volatile and are affected by factors such as market interest rates, technical factors affecting supply and demand, prepayment speeds and discount rates.
     Fair values for most of the Corporation’s trading and investment securities, including publicly-traded equity securities, are based on quoted market prices. If quoted market prices are not readily available, fair values are based on quoted prices of similar instruments. For information on the determination of the fair value of interest-only strips derived from securitization transactions, refer to the critical accounting policy described under the section Retained Interests on Transfers of Financial Assets — Subprime Mortgage Loan Securitizations, in this MD&A. Significant changes in factors such as interest and prepayment rates could affect the value of the trading, AFS and HTM securities and cause the Corporation to recognize other-than-temporary impairments, thereby adversely affecting results of operations. Management assesses the fair value of its portfolio at least on a quarterly basis. Factors considered include for example, the nature of the investment, severity and duration of possible impairments, industry reports, sector credit ratings, economic environment, creditworthiness of the issuers and any guarantees, and the ability to hold the security until maturity or recovery. Any impairment that is considered other-than-temporary is recorded directly in the statement of operations.

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
     Recognition of interest income on commercial and construction loans, lease financing, conventional mortgage loans and closed-end consumer loans is discontinued when loans are 90 days or more in arrears on payments of principal or interest, or when other factors indicate that the collection of principal and interest is doubtful. Income is generally recognized on open-end (revolving credit) consumer loans until the loans are charged-off. Closed-end consumer loans and leases are charged-off when payments are 120 days in arrears. In the case of the Corporation’s non-bank consumer and mortgage lending subsidiaries, however, closed-end consumer loans, including second mortgages, are charged-off when payments are 180 days delinquent. Open-end (revolving credit) consumer loans, including second mortgages, are charged-off when payments are 180 days in arrears.
     One of the most critical and complex accounting estimates is associated with the determination of the allowance for loan losses. The provision for loan losses charged to current operations is based on this determination. The methodology used to establish the allowance for loan losses is based on SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” (as amended by SFAS No. 118) and SFAS No. 5 “Accounting for Contingencies.” Under SFAS No. 114, the Corporation has defined as impaired loans those commercial loans that amount to $250,000 or more and with interest and /or principal 90 days or more past due. Also, specific commercial loans over $500,000 are deemed impaired when, based on current information and events, management considers that it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired commercial loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired commercial loans is part of the Corporation’s overall allowance for loan losses. SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. To determine the allowance for loan losses under SFAS No. 5, the Corporation applies a historic loss and volatility factor to specific loan balances segregated by loan type and legal entity. For subprime mortgage loans, the allowance for loan losses is established to cover at least one year of projected losses which are inherent in these portfolios.
     The Corporation’s management evaluates the adequacy of the allowance for loan losses on a monthly basis following a systematic methodology in order to provide for known and inherent risks in the loan portfolio. In developing its assessment of the adequacy of the allowance for loan losses, the Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic developments affecting specific customers, industries or markets. Other factors that can affect management’s estimates are the years of historical data to include when estimating losses, the level of volatility of losses in a specific portfolio, changes in underwriting standards, financial accounting standards and loan impairment measurement, among others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold, may all affect the required level of the allowance for loan losses. Consequently, the business, financial condition, liquidity, capital and results of operations could also be affected.
     A discussion about the process used to estimate the allowance for loan losses is presented in the Credit Risk Management and Loan Quality section of this MD&A.
Retained Interests on Transfers of Financial Assets
–	Subprime Mortgage Loan Securitizations
In subprime mortgage loan securitizations, the Corporation combines the subprime mortgage loans that are originated or purchased in pools to serve as collateral for asset-backed securities that are issued and sold to the public. In connection with PFH’s securitization transactions, the Corporation is party to pooling and servicing agreements in which the Corporation transfers (on a servicing retained basis) certain of the Corporation’s loans to a special purpose entity, which in turn transfers the loans to a securitization trust vehicle.
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

Popular, Inc. | 2007 | Annual Report      13
transferor, transferee’s right to pledge or exchange the transferred assets, and entitlement and obligation to repurchase or redeem the assets.
     When the transfer of subprime mortgage loans is executed in a manner such that the Corporation surrenders control over the collateral and meets all required sale criteria of SFAS No. 140, the transfer is accounted for as a sale to the extent that consideration other than beneficial interests is received in exchange (“off-balance sheet securitizations”). In accordance with SFAS No. 140, a gain or loss on the sale is recognized based on the carrying amount of the financial assets involved in the transfer, allocated between the assets transferred and the retained interests based on their relative fair value at the date of transfer. In a loan securitization accounted for as a sale of assets, the Corporation normally retains the right to service the underlying mortgage loans and also retains the residual interest certificates. The estimated fair value of the securitization components is considered a critical accounting estimate as the valuation assumptions used regarding economic conditions and the make-up of the collateral, including interest rates, principal payments, prepayments and loan defaults, are highly uncertain and require a high degree of judgment.
     During 2007, the Corporation conducted one off-balance sheet asset securitization that involved the transfer of mortgage loans to a qualifying special purpose entity (“QSPE”), which in turn transferred these assets and their titles to different trusts. Approximately $461 million in adjustable (“ARM”) and fixed-rate loans were securitized and sold by PFH during 2007 as part of this off-balance sheet asset securitization and PFH realized a gain on sale of approximately $13.5 million. As part of this transaction, the Corporation initially recognized MSRs of $8 million and residual interests of $5 million. Also, in December 2007, the Corporation completed the recharacterization of certain on-balance sheet securitizations that allowed the Corporation to recognize the transactions as sales under SFAS No. 140. This recharacterization was described in the Significant U.S. Strategic Events section of this MD&A.
     When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 sales criteria, the Corporation is not permitted to derecognize the transferred financial assets and the transaction is accounted for as a secured borrowing. In these cases, the assets remain on the Corporation’s financial statements and a liability is recorded for the related asset-backed securities (“on-balance sheet securitizations”). The loans transferred to the trusts are included on the consolidated statement of condition as pledged loans held-in-portfolio. During 2007, PFH did not execute any on-balance sheet securitization.
     The recorded residual interests and MSRs resulting from the subprime mortgage loan securitizations are subject to the valuation techniques described below since quoted market prices for these types of assets are not readily available because these assets are not actively traded.
Residual interests
Under SFAS No. 140, residual interests retained in securitizations or other financial assets that can contractually be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its investment shall be subsequently measured like investments in debt securities classified as available-for-sale or trading under SFAS No. 115.
     Residual interests retained as part of off-balance sheet securitizations of subprime mortgage loans prior to 2006 have been classified as investment securities available-for-sale and are presented at fair value in the consolidated statements of condition. PFH’s residual interests classified as available-for-sale as of December 31, 2007 amounted to $5 million.
     Commencing in January 2006 and as permitted by accounting guidance, the residual interests derived from newly-issued PFH’s off-balance sheet securitizations and from the recharacterization were accounted for as trading securities. Trading securities are marked-to-market with changes in value reflected in current period earnings (favorable and unfavorable value changes) as opposed to available-for-sale securities in which the changes in value are recorded as unrealized gains (losses) through equity, unless unfavorable changes are considered other-than temporary. Residual interests from PFH’s securitizations and recharacterization accounted for as trading securities amounted to $40 million at December 31, 2007.
     Management’s determination to prospectively classify the residual interests as trading securities was driven by accounting considerations and not by intent to actively trade these assets. Illiquidity in the subprime markets had a direct impact on the value and liquidity of the Corporation’s residual interests as will be described below. Given market conditions, management does not anticipate selling these residual interests in the near term unless an opportunity arises as part of strategic initiatives.
     The cash flows the Corporation receives on residual interests are dependent on the interest rate environment, default and prepayment experience of the borrowers of the underlying mortgage loan collateral and the interest spread between the coupon on the underlying loans and the cost of financing, considering overcollateralization, which is designed to protect the primary security holder from credit loss on the underlying loans. As payments are received, they are applied to the cost basis of the residual interest. Each period, the accretable yield for each residual interest is evaluated and, to the extent there has been a change in the estimated cash flows, it is adjusted and applied prospectively. The accretable yield is recorded as interest income with a corresponding increase to the cost basis of the residual interest.

     The Corporation reviews the residual interests for potential impairment on a quarterly basis and records impairment in accordance with SFAS No. 115 and EITF 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF 99-20”). Management’s basis in determining when these securities must be written down to fair value due to other-than-temporary impairment is based on EITF 99-20. Whenever the current fair value of the residual interests classified as available-for-sale is lower than its current amortized cost, management evaluates if an impairment charge for the deficiency is required to be taken through earnings. If there has been an adverse change in estimated cash flows (considering both the timing and amount of flows), then the residual interest security is written-down to fair value, which becomes the new amortized cost basis. The Corporation recognized other-than-temporary impairment losses on these residual interests of $45.4 million for the year ended December 31, 2007 that are classified as part of net gain (loss) on sale and valuation adjustment of investment securities in the consolidated statements of operations. During 2007, all declines in fair value in residual interests classified as available-for-sale were considered other-than-temporary.
     The fair value determinations for residual interests classified as trading securities are also performed on a quarterly basis. Any valuation adjustment related to these particular residual interests is reflected in earnings as it occurs and is recorded as part of trading account (loss) profit in the consolidated statements of operations. The Corporation recognized trading losses on these residual interests of $39.7 million for the year ended December 31, 2007.
     The fair value of the residual interests for each securitization is determined by using a third-party cash flow valuation model to calculate the present value of projected future cash flows. However, all economic assumptions are internally developed and provided to the third-party (the internal-based valuation). The assumptions, which are highly uncertain and require a high degree of judgment, include primarily market discount rates, anticipated prepayment speeds, delinquency and loss rates. The assumptions used are drawn from a combination of internal and external data sources. The principal assumptions and their sources are summarized below:
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
     These assumptions are periodically refined as data is updated, accumulated and analyzed, tools utilized for analysis become more sophisticated and market conditions change. This is based on the same framework utilized to determine the initial assumptions used to calculate fair value. Any measurement of the fair value of residual interests is limited by the existing conditions and the assumptions utilized as of a particular point in time. Those same assumptions may not be appropriate if applied at a different point in time.
     A third-party valuation of the residual interests, in which all economic assumptions are determined by this third-party (the external-based valuation), is obtained on a quarterly basis in connection with the preparation of the financial statements, and is used by management as a benchmark to evaluate the adequacy of the cash flow model and the reasonableness of the assumptions and fair value estimates developed internally for the internal-based valuation. The external-based valuations are analyzed and assumptions are evaluated and incorporated in the internal-based valuation model when deemed necessary and agreed by management.
     The Corporation requires that internally determined assumptions be documented and validated quarterly, and that significant deviations in assumptions when compared with outside sources be investigated and substantiated with factual data.
     In 2007, the subprime mortgage market has continued to experience (1) deteriorating credit performance trends, particularly in loans originated in 2005, 2006 and 2007, (2) unprecedented turmoil with subprime lenders due to increases in losses, bankruptcies and liquidity problems, (3) lower levels of housing activity and home price appreciation, and (4) a general tightening of credit standards that may adversely affect subprime borrowers when trying to refinance their mortgages. Furthermore, since the third quarter of 2007, the U.S. credit markets have been affected by unprecedented instability and disruption, making even routine asset sales much more challenging. Credit spreads have widened

Popular, Inc. | 2007 | Annual Report      15
significantly and rapidly, as many investors have allocated their funds to only the highest-quality financial assets such as U.S. government securities.
     These factors led to an increase in cash flow uncertainty for investors in subprime mortgage securities thereby causing risk premiums to increase. Given the increase in risk premiums, along with lower liquidity for subprime mortgage securities observed in the market, in the first quarter of 2007, the Corporation changed the discount rate utilized to discount projected residual cash flows from 17% at the end of the fourth quarter in 2006 to 25% at March 31, 2007. Market liquidity deteriorated further during the third quarter of 2007, as evidenced by wider spreads on subordinated interests in newly issued asset-backed security transactions. As a result of the incremental market disruptions, management increased again the discount rate utilized in the valuation of the residual interests to 30% in the third quarter of 2007 and to 40% in the fourth quarter of 2007.
     For the reasons described below, the prepayment assumption for fixed-rate loans was changed to 20.7% HEP (“home equity prepayment curve”) by December 31, 2007 from the 28% HEP utilized at the same date in the previous year. The HEP model assumes that prepayment speeds increase evenly over the seasoning ramp of 12 months. The revised HEP reflects a decrease in the long-term projected prepayment rates for the fixed-rate mortgage collateral influenced by factors such as decreases in home prices, slowdown in the purchases and sales of both new and existing homes, and interest rates behavior, which impact refinance activity.
     With respect to credit losses, reduction in home prices, declining demand for housing units leading to rising inventories, housing affordability challenges and a general tightening of underwriting standards are expected to lead to higher future cumulative credit losses. Based on an analysis by management of PFH’s historical collateral performance, risk model estimates and rating agency loss coverage levels, the cumulative credit loss assumptions were also changed, worsening throughout all quarters of 2007. The cumulative credit loss estimates range between 3.35% and 11.03% as of December 31, 2007, compared to 1.28% and 3.19% basis points at December 31, 2006. The increase reflects current conditions in the housing and credit markets and higher delinquencies in 2005 through 2007 vintages.
     Refinements to assumptions, as well as model mechanics, are typical in the on-going modeling process. As such, enhancements to the estimation process are to be expected in the normal assumption development process. Management believes that the value of the Corporation’s residual interests as of December 31, 2007 is reasonable, but no assurance can be provided that future changes in interest rates, prepayments and loss experience, or changes in the market discount rate will not require additional write-downs.
     Refer to Note 23 to the consolidated financial statements for information on the key economic assumptions used in measuring the fair value of the residual interests at the dates of the securitizations and as of the end of 2007. Also, such note provides a sensitivity analysis based on immediate changes to the most critical assumptions used in determining the fair value at December 31, 2007.
Mortgage Servicing Rights
The Corporation accounts for mortgage servicing rights (“MSRs”) at fair value.
     The fair value of servicing rights is estimated by using a cash flow valuation model which calculates the present value of estimated future net servicing cash flows, taking into consideration actual and expected loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions.
     Similar to the residual interests, the Corporation estimates fair value of MSRs using a third-party valuation model that calculates the present value of projected future cash flows in which all economic assumptions are determined by the Corporation. The valuation of MSRs requires the Corporation to make estimates of numerous market assumptions, such as interest rates, prepayment assumptions, servicing costs, discount rates, and the payment performance of the underlying loans. These MSRs are valued using a static interest rate simulation.
     Economic assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of MSRs is limited by the existing conditions and the assumptions utilized as of a particular point in time. Those same assumptions may not be appropriate if applied at a different point in time.
     Third-party valuations of the fair value of the subprime mortgage loans’ MSRs, in which all economic assumptions are determined by the third party, are obtained on a quarterly basis, and are used by management only as a benchmark to evaluate the reasonableness of the fair value estimates made internally. These external-based valuations are analyzed and assumptions are evaluated and incorporated in the internal-based valuation model when validated and agreed upon by management. The Corporation requires that internally determined assumptions be documented and validated quarterly, and that significant deviations in assumptions when compared with outside sources be investigated and substantiated with factual data.
     Refer to Note 22 to the consolidated financial statements for information on the impact of the adoption of SFAS No. 156 and other information on the Corporation’s MSRs. Refer to Note 23 to the consolidated financial statements for information on the key economic assumptions used in measuring the fair value of the

MRSs recorded by PFH and BPPR at the dates of the securitizations, recharacterization or sales and as of December 31, 2007. Also, Note 23 provides a sensitivity analysis based on immediate changes to the most critical assumptions used in determining the fair value at December 31, 2007.
Income Taxes
The calculation of our periodic income taxes is complex and requires the use of estimates and judgments. The Corporation has recorded two accruals for income taxes: (1) the net estimated amount currently due or to be received from taxing jurisdictions, including any reserve for potential examination issues, and (2) a deferred income tax that represents the estimated impact of temporary differences between how the Corporation recognizes assets and liabilities under GAAP, and how such assets and liabilities are recognized under the tax code. Differences in the actual outcome of these future tax consequences could impact the Corporation’s financial position or its results of operations. In estimating taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into consideration statutory, judicial and regulatory guidance. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized. The net deferred tax asset at December 31, 2007 amounted to $520 million of which $215 million was related to timing differences in the recognition of the provision for loan losses under GAAP and actual charge offs under the tax code, and $175 million was related to net operating losses carryforward in the U.S. operations. The realization of the deferred tax asset related to the net operating loss carryforward of the Corporation’s U.S. operations is dependent upon the existence of, or generation of, taxable income prior to their expiration term of 20 years. Based on the information available as of December 31, 2007, the Corporation expects to fully realize the net deferred tax asset. Refer to Note 27 to the consolidated financial statements for the Corporation’s net deferred tax assets and valuation allowance requirements at December 31, 2007.
     Changes in the Corporation’s estimates can occur due to changes in tax rates, new business strategies, newly enacted guidance, and resolution of issues with taxing authorities regarding previously taken tax positions. Such changes could affect the amount of accrued taxes. The current income tax payable for 2007 has been paid during the year in accordance with estimate tax payments rules. Any remaining payment will not have any significant impact on liquidity and capital resources.
     SFAS No. 109, “Accounting for Income Taxes,” requires the recognition of income taxes on the unremitted earnings of subsidiaries, unless these can be remitted on a tax-free basis or are permanently invested. The Corporation’s U.S. subsidiaries (which are considered foreign under Puerto Rico income tax law) have never remitted retained earnings. The Corporation considers the reinvestment of such earnings permanent. The Corporation’s subsidiaries in the United States file a consolidated return. As of December 31, 2007, the Corporation had no current or accumulated earnings and profits on its combined U.S. subsidiaries’ operations and, accordingly, the recognition of a deferred tax liability was not considered necessary.
     During the first quarter of 2007, the Corporation adopted Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109” (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under the accounting guidance, a tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. Based on management’s assessment, there was no impact on retained earnings as of January 1, 2007 due to the initial application of the provisions of FIN 48 since the Corporation did not recognize any change in the liability for unrecognized tax benefits. The amount of unrecognized tax benefits, including accrued interest, as of December 31, 2007 amounted to $22.2 million. Refer to Note 27 to the consolidated financial statements for further information on the impact of FIN 48. The amount of unrecognized tax benefits may increase or decrease in the future for various reasons including adding amounts for current tax year positions, expiration of open income tax returns due to the statutes of limitation, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity and the addition or elimination of uncertain tax positions. Although the outcome of tax audits is uncertain, the Corporation believes that adequate amounts of tax, interest and penalties have been provided for any adjustments that are expected to result from open years. The Corporation does not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months.
     From time to time, the Corporation is audited by various federal, state and local authorities regarding income tax matters. The audits are in various stages of completion; however, no outcome for a particular audit can be determined with certainty prior to the conclusion of the audit, appeal and, in some cases, litigation process. Although management believes its approach to determining the appropriate tax treatment is supportable and in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” it is possible that the final tax authority will take a tax position that is

Popular, Inc. | 2007 | Annual Report      17
different than that which is reflected in the Corporation’s income tax provision and other tax reserves. As each audit is conducted, adjustments, if any, are appropriately recorded in the consolidated financial statement in the period determined. Such differences could have an adverse effect on our income tax provision or benefit, or other tax reserves, in the reporting period in which such determination is made and, consequently, on our results of operations, financial position and/or cash flows for such period.
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
     As of December 31, 2007, goodwill totaled $631 million, while other intangibles with indefinite useful lives, mostly associated with E-LOAN’s trademark, amounted to $17 million. Refer to Notes 1 and 12 to the consolidated financial statements for further information on goodwill and other intangible assets. Note 12 to the consolidated financial statements provides an allocation of goodwill by business segment.
     During 2007, the Corporation performed the annual goodwill impairment evaluation for the entire organization. The reporting units utilized for this evaluation were those that are one level below the business segments identified in Note 12 to the consolidated financial statements. The impairment evaluation is performed in two steps. The first step of the goodwill evaluation process is to determine if potential impairment exists in any of the Corporation’s reporting units, and is performed by comparing the fair value of the reporting units with their carrying amount, including goodwill. If required from the results of this step, a second step measures the amount of any impairment loss. The second step process estimates the fair value of the unit’s individual assets and liabilities in the same manner as if a purchase of the reporting unit was taking place. If the implied fair value of goodwill calculated in step two is less than the carrying amount of goodwill for the reporting unit, an impairment is indicated and the carrying value of goodwill is written down to the calculated value.
     In determining the fair value of a reporting unit, the Corporation generally uses a combination of methods, including market price multiples of comparable companies and the discounted cash flow analysis.
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
     For purposes of the market comparable approach, valuations were determined by calculating average price multiples of relevant revenue drivers from a group of companies that are comparable to the reporting unit being analyzed and applying those price multiples to the revenue drivers of the reporting unit. While the market price multiple is not an assumption, a presumption that it provides an indicator of the value of the reporting unit is inherent in the valuation. The determination of the market comparables also involves a degree of judgment.
     For purposes of the discounted cash flows approach, the valuation is based on estimated future cash flows. The Corporation uses its internal Asset Liability Management Committee (ALCO) forecasts to estimate future cash flows. The cost of equity used to discount the cash flows was calculated using the Ibbotson BuildUp Method and ranged from 10.88% to 18.62%.
     As indicated in the Significant U.S. Strategic Events section of this MD&A, management made a decision during the fourth quarter of 2007 to restructure the operations of E-LOAN. As a result, management updated the valuation test of E-LOAN’s goodwill during the fourth quarter of 2007 to consider the new business developments at that subsidiary. As a result of this impairment analysis, the Corporation recorded goodwill impairment losses of $164.4 million associated with the operations of E-LOAN.
     The annual goodwill impairment evaluation performed for the other reporting units resulted in no impairment of goodwill or other intangible assets with indefinite lives.
     The goodwill impairment evaluation process requires the Corporation to make estimates and assumptions with regard to the fair value of the reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact the Corporation’s results of operations and the reporting units where the goodwill is recorded. However, had our estimated fair value calculated for all units evaluated using the market comparable approach been approximately 10% lower, there would still be no indication of impairment for any of the Corporation’s reporting units.
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
     Based on the impairment evaluation test completed as of December 31, 2007, the Corporation recorded impairment losses of $47.4 million associated with E-LOAN’s trademark.
Pension and Postretirement Benefit Obligations
The Corporation provides pension and restoration benefit plans for certain employees of various subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The benefit costs and obligations of these plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rates, rates of compensation increase and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against industry assumptions and the actual experience of the Corporation. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the plans and related valuation assumptions are included in Note 24 to the consolidated financial statements.
     The Corporation periodically reviews its assumption for long-term expected return on pension plan assets in the Banco Popular de Puerto Rico Retirement Plan, which is the Corporation’s largest pension plan with a market value of assets of $516.5 million at December 31, 2007. The expected return on plan assets is determined by considering a total fund return estimate based on a weighted average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.
     As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2008. This analysis is validated by the Corporation and used to develop expected rates of return. This forecast reflects the actuarial firm’s view of expected long-term rates of return for each significant asset class or economic indicator; for example, 9.0% for large / mid-cap stocks, 5.3% for fixed income, and 2.7% inflation at January 1, 2008. A range of expected investment returns is developed, and this range relies both on forecasts and on broad-market historical benchmarks for expected returns, correlations, and volatilities for each asset class.
     As a consequence of recent reviews, the Corporation left unchanged its expected return on plan assets for year 2008 at 8.0%, similar to the expected rate assumed in 2006 and 2007.
     Pension expense for the Banco Popular de Puerto Rico Retirement Plan in 2007 amounted to $0.6 million. This included a credit of $41.4 million reflecting the expected return on assets.
     Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2008 from 8.00% to 7.50% would increase the projected 2008 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.5 million.
     On December 31, 2006, the Corporation adopted SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, and commenced to account for the underfunded status of the Corporation’s pension and postretirement benefit plans as a liability, with an offset, net of tax, in accumulated other comprehensive income. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s consolidated statement of financial condition. The valuation of pension plan obligations is discussed above. Management believes that the fair value estimates of the pension plan assets are reasonable given that the plan assets are managed, in the most part, by the fiduciary division of BPPR, which is subject to periodic audit verifications. Also, the composition of the plan assets, as disclosed in Note 24 of the consolidated financial statements, is primarily in equity and debt securities, which have readily determinable quoted market prices.
     The Corporation uses the Citigroup Yield Curve to discount the expected program cash flows as a guide in the selection of the discount rate, as well as the Citigroup Pension Liability Index. The Corporation decided to use a discount rate of 6.40% to determine the benefit obligation at December 31, 2007, compared with 5.75% at December 31, 2006.

Popular, Inc. | 2007 | Annual Report      19
     A 40 basis point decrease in the assumed discount rate of 6.40% as of the beginning of 2008 would increase the projected 2008 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.0 million. The change would not affect the minimum required contribution to the Plan.
     The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2007. The Corporation had an accrual for postretirement benefit costs of $126 million at December 31, 2007. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 24 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have in the cost components and postretirement benefit obligation of the Corporation.
Statement of Operations Analysis
Net Interest Income
Net interest income is the Corporation’s primary source of earnings representing 68% of total revenues (defined as net interest income plus non-interest income) for 2007, compared to 64% in 2006. It is defined as the difference between the revenue generated on interest earning assets less the interest cost of funding those assets. Various factors may cause the net interest income to fluctuate from period to period, which may include interest rate volatility, the shape of the yield curve, changes in volume and mix of earning assets and interest bearing liabilities, repricing characteristics of assets and liabilities, and derivative transactions, among others.
     Interest earning assets include investment securities and loans that are exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are investments in obligations of some U.S. Government agencies and sponsored entities of the Puerto Rico Commonwealth and its agencies, and assets held by the Corporation’s international banking entities, which are tax-exempt under Puerto Rico laws. To facilitate the comparison of all interest data related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates. The marginal tax rate for the Puerto Rico subsidiaries in 2007 was 39%, compared to 43.5% for BPPR and 41.5% for the other Puerto Rico subsidiaries in 2006. The marginal tax rate was 41.5% for all the Puerto Rico subsidiaries in 2005. The decrease in the marginal tax rate was responsible for the majority of the reduction in the taxable equivalent benefit between 2006 and 2007, as shown in Table D. The taxable equivalent computation considers the interest expense disallowance required by the Puerto Rico tax law, also affected by the mentioned decrease in tax rate.
     Average outstanding securities balances are based on amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Interest income for the year ended December 31, 2007 included an unfavorable impact of $8.4 million, consisting principally of amortization of net loan origination costs (net of origination fees) and amortization of net premiums on loans purchased, partially offset by prepayment penalties and late payment charges. These amounts approximated unfavorable impacts of $18 million and $42 million, respectively, for the years ended December 31, 2006 and 2005. The reduction in the unfavorable impact for 2007, compared with 2006 and 2005, was mainly the result of a lower balance of premium amortized related to mortgage loans purchased by PFH, mainly in years prior to 2006, due to reduced loan prepayments and to the direct impact of the maturity run-off of the purchased mortgage loan portfolio.
     In 2007, management continued its strategy to improve the net interest margin by not reinvesting maturities of securities; focusing on growing the commercial and consumer loan portfolio; and reducing the level of residential mortgage loans (mainly through a reduction of volume at PFH). These strategies assisted in increasing the yield on earning assets and reduced the Corporation’s dependence on wholesale funding, while the purchase of the Citibank retail network in Puerto Rico provided a more stable funding source.
     However, even though the Corporation showed improvement in its margin, the year 2007 presented various challenges: Internet-based deposits carry a higher rate than deposits from branches due to the competitive nature of this business channel, the liquidity crisis that took place in the second half of 2007 lead the Corporation to enter into certain financing agreements which may delay the expected benefit of reduced market interest rates, and competitive pressures that resulted in increases in the cost of interest bearing deposits, and that affected the volume and spreads of consumer and mortgage loans in the Puerto Rico subsidiaries.
     During 2006, the Federal Reserve (“FED”) raised the federal funds target rate 100 basis points, increasing this rate from 4.25% on December 31, 2005 to 5.25% by June 30, 2006 and remaining at that rate as of December 31, 2006. In 2007, the FED reduced the federal funds rate 50 basis points in September 2007, 25 basis points in October 2007 and 25 basis points in December 2007, reaching 4.25% at December 31, 2007. As a result of financial markets remaining under considerable stress, further credit tightening throughout 2007 for some businesses and households, the housing sector contracting and some labor markets softening, among other considerations, the FED announced these interest rate cuts in 2007.

     The average key index rates for the years 2005 through 2007 were as follows:

	2007	2006	2005

Prime rate	8.05%	7.96%	6.19%
Fed funds rate	5.05	4.96	3.20
3-month LIBOR	5.30	5.20	3.57
3-month Treasury Bill	4.46	4.84	3.20
10-year Treasury	4.63	4.79	4.28
FNMA 30-year	6.24	6.32	5.72

     Table D presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2007, as compared with the same period in 2006, segregated by major categories of interest earning assets and interest bearing liabilities.
     The decrease in average earning assets for the year ended December 31, 2007, compared with the previous year, was principally due to the Corporation’s decision not to reinvest maturities of securities, mainly U.S. Government agencies, as well as selling low yielding mortgage loans in the second half of 2006. These strategies, in addition to the growth in the commercial and consumer loan portfolios and the reduction experienced in the Corporation’s U.S. subprime mortgage loan originations, contributed to a change in the mix of earning assets and funding sources. Refer to the Statement of Condition Analysis section of this MD&A for additional information on factors that contributed to the fluctuation in major earning assets categories.
     The Corporation’s funding sources also experienced a change in its mix, which contributed to the variance attributable to the change in volume shown in Table D. The decline in low yielding assets, an increase in the Corporation’s deposit base, and liquidity measures taken in the second half of 2007 in response to market disruptions, resulted in reduced levels of borrowed money. The E-LOAN Internet deposit gathering initiative, launched in the latter part of 2006, as well as increases in non-Internet certificates of deposit, including brokered CDs and money market accounts, coupled with the deposits derived from the acquisition of Citibank’s retail branches in Puerto Rico, contributed also to the reduction in borrowed money.
     The increase in the net interest margin for the year ended December 31, 2007, compared with the previous year, was partly attributed to the following factors:
•	The yield for commercial loans increased, when compared to 2006, in part due to a high proportion of these loans with floating rates. As of December 31, 2007, approximately 63% of the portfolio of commercial and construction loans had floating or adjustable interest rates. For the majority of 2007, rates remained higher than 2006. In addition, due to the timing of the rate resets, certain adjustable rate portfolios have not had the complete impact of the decrease in market rates that occurred in the last quarter of 2007.

•	The yield of residential mortgage loans increased, when compared to 2006, mainly as a result of a decrease in the premium amortization for secured mortgage loans due to a slowdown in the prepayment activity in the U.S. market, as well as the direct impact of the maturity run-off of the purchased mortgage portfolio.

•	The yield of consumer loans increased, when compared to 2006, mainly as a result of higher rates for the Puerto Rico consumer loan portfolio, and a higher volume and rate of credit cards. The yield of the credit card portfolio increased by 39 basis points.
     Partially offsetting the above mentioned favorable variances were the following negative impacts:
•	Increased cost of interest bearing deposits as a result of a higher proportion of Internet-based deposits raised through the E-LOAN platform and higher rates for money markets and time deposits. The overall increase in the Corporation’s cost of deposits was also affected by the lagged impact of the FED’s rate increase in 2006 and competitive pressures.

•	Higher cost of short-term borrowings primarily as a result of the tightening performed by the FED during 2006 and higher funding costs in response to the market disruptions in the second half of 2007.

•	Increase in the cost of long-term debt, in part due to secured debt with floating rates derived from on-balance sheet mortgage loan securitizations that were outstanding for most of the year prior the loan recharacterization transaction that took effect in late December 2007.

•	Unfavorable impact of mark-to-market adjustment related to derivative instruments that were associated with borrowed funds. The Corporation recognized $15.9 million in derivative losses for the year ended December 31, 2007, compared with derivative losses of $8.2 million in 2006, which are included as funding costs on borrowed funds. Most of these derivatives are economically hedging long-term debt. The decline in the fair value of the derivative instruments was influenced by disruptions in the financial markets during the third quarter of 2007 and the reduction in interest rates by the FED in the second half of 2007.
     As part of its asset / liability management strategies, the Corporation has entered into some activities with derivative financial instruments to protect its exposure to market risk. Refer to the Market Risk – Derivatives section of this MD&A and Note 30 to the audited consolidated financial statements for additional

Popular, Inc. | 2007 | Annual Report       21
information regarding the Corporation’s involvement in derivative activities.
     As shown in Table D, the decrease in net interest income on a taxable equivalent basis from 2005 to 2006 was mainly the result of a lower taxable equivalent adjustment and lower net interest margin, partially offset by an increase in average earning assets. The decrease in the net interest margin for the year ended December 31, 2006, compared with 2005, was partly attributed to a higher average cost of interest bearing liabilities, principally due to the tightening in monetary policy by the FED. During 2006, the FED raised the federal funds target rate from 4.25% on December 31, 2005 to 5.25% by June 30, 2006 and remaining at that rate as of December 31, 2006. Also, there was an increase in the cost of long-term debt resulting primarily from secured debt with floating rates derived from mortgage loan on-balance sheet securitization transactions by PFH and higher cost of interest bearing deposits. Partially offsetting these unfavorable variances were higher yields in commercial, mortgage and consumer loans. Contributors to the increase in loan yields for 2006 included the favorable impact of rising rates in collateralized mortgage obligations and commercial loans with floating rates, a decline in premium amortization on mortgage loans purchased due to a slowdown in the prepayment activity in the U.S. market, as well as a decrease in the amount of mortgage loans purchased as part of PFH’s operations. Also contributing to this variance were the impact of sales of low yielding mortgage loans during the third quarter of 2006 and maturities of low yielding securities during 2006, mainly agency securities.
     The decrease in the taxable equivalent adjustment from 2005 to 2006, as shown in Table D, was mainly the result of a higher cost of funds, partially offset by the increase in exempt interest income and a greater benefit derived from a higher statutory rate in 2006, when compared to 2005, as mentioned above. Puerto Rico tax law requires that an interest expense be assigned to the exempt interest income in order to calculate a net benefit. The interest expense is determined by applying the ratio of exempt assets to total assets to the Corporation’s total interest expense in Puerto Rico. To the extent that the cost of funds increases at a faster pace than the yield of earning assets, the net benefit will be reduced. The cost of funds increased in part due to the FED’s tightening in monetary policy, which increased the federal funds target rate by 100 basis points during 2006.
     Average tax-exempt earning assets approximated $8.9 billion in 2007, of which 83% represented tax-exempt investment securities, compared with $9.7 billion and 87% in 2006, and $10.0 billion and 88% in 2005.
Provision for Loan Losses
The Corporation’s provision for loan losses for the year ended December 31, 2007 increased by $274.9 million, compared with 2006, and exceeded net charge-offs by $139.6 million. This increase was mainly attributed to higher net charge-offs by $193.4 million, mainly in the mortgage, consumer, and commercial loan portfolios, which reflect the continued credit problems in the U.S. mainland subprime mortgage market, as well as higher delinquencies in U.S. and Puerto Rico, due in part by the slowdown in the economy. Also, the increase reflects probable losses inherent in the loan portfolio, as a result of current economic conditions and deteriorating market trends, primarily in the mortgage and commercial loan sectors. The net charge-offs to average loans held-in-portfolio ratio deteriorated, increasing to 1.31% in 2007, from 0.74% in 2006 and 0.62% in 2005.
     The provision for loan losses for the year ended December 31, 2006 increased by $92.5 million, or 47%, and exceeded net-charge offs by $58 million compared with 2005. This increase was mainly attributed to the growth in the loan portfolio and higher net charge-offs, mainly in the consumer loan portfolio in Puerto Rico. Also, the increase reflected probable losses inherent in the loan portfolio as a result of economic conditions and deteriorating market trends in 2006, primarily in the subprime mortgage loan sectors and in the commercial portfolio, evidenced by an increase in non-performing assets from 2005 to 2006.
     Refer to the Credit Risk Management and Loan Quality section for a detailed analysis of non-performing assets, allowance for loan losses and selected loan losses statistics. Also, refer to Table G and Note 9 to the consolidated financial statements for the composition of the loan portfolio.
Non-Interest Income
Refer to Table E for a breakdown on non-interest income by major categories for the past five years. Non-interest income accounted for 32% of total revenues in 2007, while it represented 36% of total revenues in the years 2006 and 2005.
     Non-interest income for the year ended December 31, 2007, compared with the previous year, was mostly impacted by:
•	Higher other service fees, which are detailed by category in Table E.
▪	The favorable variance in credit card fees was due to higher merchant fees resulting from higher volume of purchases and late payment fees due to greater volume of credit card accounts billed at a higher average rate pursuant to a change in contract terms.

▪	The increase in debit card fees was mostly due to the change in the automatic teller machines’ interchange fees from a fixed rate to a variable rate, as well as higher transactional volume. Also, the increase is associated to higher surcharge revenues from non-BPPR users of the ATM terminals.

Table D
Net Interest Income — Taxable Equivalent Basis

Year ended December 31,
(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2007	2006	Variance	2007	2006	Variance		2007	2006	Variance	Rate	Volume

$514	$564	($50)	5 .17%	5.56%	(0.39%)	Money market investments	$26,565	$31,382	($4,817)	($1,824)	($2,993)
9,854	11,774	(1,920)	5.19	5.14	0.05	Investment securities	511,208	605,588	(94,380)	5,061	(99,441)
672	513	159	6.44	6.63	(0.19)	Trading securities	43,306	34,004	9,302	(992)	10,294

11,040	12,851	(1,811)	5.26	5.22	0.04		581,079	670,974	(89,895)	2,245	(92,140)

						Loans:
15,082	13,613	1,469	7.72	7.63	0.09	Commercial and construction	1,164,918	1,038,497	126,421	11,693	114,728
1,178	1,283	(105)	7.89	7.57	0.32	Leasing	92,940	97,166	(4,226)	3,950	(8,176)
10,954	12,113	(1,159)	7.12	6.93	0.19	Mortgage	780,012	839,515	(59,503)	22,472	(81,975)
5,536	5,070	466	10.82	10.53	0.29	Consumer	599,085	533,692	65,393	9,047	56,346

32,750	32,079	671	8.05	7.82	0.23		2,636,955	2,508,870	128,085	47,162	80,923

$43,790	$44,930	($1,140)	7.35%	7.08%	0.27%	Total earning assets	$3,218,034	$3,179,844	$38,190	$49,407	($11,217)

						Interest bearing deposits:
$4,429	$3,878	$551	2 .60%	2.06%	0.54%	NOW and money market*	$115,047	$79,820	$35,227	$17,963	$17,264
5,698	5,440	258	1.96	1.43	0.53	Savings	111,877	77,611	34,266	4,513	29,753
11,399	9,977	1,422	4.73	4.24	0.49	Time deposits	538,869	422,663	116,206	46,221	69,985

21,526	19,295	2,231	3.56	3.01	0.55		765,793	580,094	185,699	68,697	117,002

8,685	10,677	(1,992)	5.16	4.86	0.30	Short-term borrowings	448,172	518,960	(70,788)	30,623	(101,411)
8,181	9,868	(1,687)	5.68	5.45	0.23	Medium and long-term debt	464,816	537,477	(72,661)	19,458	(92,119)

38,392	39,840	(1,448)	4.37	4.11	0.26	Total interest bearing liabilities	1,678,781	1,636,531	42,250	118,778	(76,528)
4,043	3,970	73				Non-interest bearing demand deposits
1,355	1,120	235				Other sources of funds

$43,790	$44,930	($1,140)	3 .83%	3.64%	0.19%

			3 .52%	3.44%	0.08%	Net interest margin

						Net interest income on a taxable equivalent basis	1,539,253	1,543,313	(4,060)	($69,371)	$65,311

			2 .98%	2.97%	0.01%	Net interest spread

						Taxable equivalent adjustment	89,863	115,403	(25,540)

						Net interest income	$1,449,390	$1,427,910	$21,480

Notes:	The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

*	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

▪	The increase in mortgage servicing fees was related to higher servicing fees due to the growth in the portfolio of loans serviced for others, which rose by approximately $7.2 billion from December 31, 2006 to December 31, 2007 as well as, higher late payment fees derived from the serviced portfolio as a result of increased delinquencies primarily associated with the U.S. mainland. Also, the positive variance was impacted by the adoption of SFAS No. 156, in which the Corporation elected fair value measurement and, as a result, the residential mortgage servicing rights are no longer amortized in proportion to and over the period of estimated net servicing income. Refer to Note 22 to the consolidated financial statements for detailed information

Popular, Inc. | 2007 | Annual Report       23

(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2006	2005	Variance	2006	2005	Variance		2006	2005	Variance	Rate	Volume

$564	$797	($233)	5.56%	4.18%	1.38%	Money market investments	$31,382	$33,319	($1,937)	$8,592	($10,529)
11,774	12,230	(456)	5.14	4.83	0.31	Investment securities	605,588	591,089	14,499	38,049	(23,550)
513	488	25	6.63	6.65	(0.02)	Trading securities	34,004	32,427	1,577	(123)	1,700

12,851	13,515	(664)	5.22	4.86	0.36		670,974	656,835	14,139	46,518	(32,379)

						Loans:
13,613	11,815	1,798	7.63	6.73	0.90	Commercial and construction	1,038,497	794,899	243,598	113,981	129,617
1,283	1,303	(20)	7.57	7.57	—	Leasing	97,166	98,618	(1,452)	60	(1,512)
12,113	12,238	(125)	6.93	6.53	0.40	Mortgage	839,515	799,332	40,183	48,421	(8,238)
5,070	4,375	695	10.53	10.12	0.41	Consumer	533,692	442,662	91,030	16,012	75,018

32,079	29,731	2,348	7.82	7.18	0.64		2,508,870	2,135,511	373,359	178,474	194,885

$44,930	$43,246	$1,684	7.08%	6.46%	0.62%	Total earning assets	$3,179,844	$2,792,346	$387,498	$224,992	$162,506

						Interest bearing deposits:
$3,878	$3,732	$146	2.06%	1.49%	0.57%	NOW and money market*	$79,820	$55,645	$24,175	$20,257	$3,918
5,440	5,677	(237)	1.43	1.23	0.20	Savings	77,611	69,940	7,671	9,953	(2,282)
9,977	8,776	1,201	4.24	3.48	0.76	Time deposits	422,663	305,228	117,435	72,341	45,094

19,295	18,185	1,110	3.01	2.37	0.64		580,094	430,813	149,281	102,551	46,730

10,677	10,327	350	4.86	3.38	1.48	Short-term borrowings	518,960	349,203	169,757	162,016	7,741
9,868	9,764	104	5.45	4.73	0.72	Medium and long-term debt	537,477	461,636	75,841	73,812	2,029

39,840	38,276	1,564	4.11	3.24	0.87	Total interest bearing liabilities	1,636,531	1,241,652	394,879	338,379	56,500
3,970	4,069	(99)				Non-interest bearing demand deposits
1,120	901	219				Other sources of funds

$44,930	$43,246	$1,684	3.64%	2.87%	0.77%

			3.44%	3.59%	(0.15%)	Net interest margin

						Net interest income on a taxable equivalent basis	1,543,313	1,550,694	(7,381)	($113,387)	$106,006

			2.97%	3.22%	(0.25%)	Net interest spread

						Taxable equivalent adjustment	115,403	126,487	(11,084)

						Net interest income	$1,427,910	$1,424,207	$3,703

on the adoption of SFAS No. 156. Any fair value adjustment of MSRs is recorded in “other service fees” in the consolidated statements of operations together with the loan servicing fees charged to third-parties on the serviced portfolio. These favorable variances were partially offset by lower prepayment fees on loans serviced due to a slowdown in prepayments.
▪	Other fees decreased mainly as a result of lower brokered loan fees on services provided to mortgage brokers on the origination of loans for their portfolio. This reduction in servicing fees was a result of the discontinuation of PFH’s broker-origination channel as part of the PFH Restructuring Plan.

•	Favorable variance in the net gain on sale and valuation adjustments of investment securities, which consisted of:

	Year ended December 31,
(In thousands)	2007	2006	$ Variance

Net gain on sale of investment securities	$120,328	$22,233	$98,095

Valuation adjustments of investment securities	(65,169)	(17,874)	(47,295)

Total	$55,159	$4,359	$50,800

     The favorable variance in the net gain on sale of investment securities for the year ended December 31, 2007, compared with the same period in 2006, was mainly due to $118.7 million in gains from the sale of the Corporation’s interest in Telecomunicaciones de Puerto Rico, Inc. (“TELPRI”) during the first quarter of 2007. The gain on sale of investment securities in 2006 included gains of $13.6 million from the sale of marketable equity securities and FNMA securities.
     The unfavorable variance in valuation adjustments of investment securities, considered other-than-temporary, included a negative valuation adjustment of $45.4 million in PFH’s residual interests classified as available-for-sale and $19.5 million in certain equity securities for 2007. During 2006, the negative valuation adjustments were mostly associated to $17.8 million of PFH’s residual interests. For information on the conditions that impacted PFH’s residual interests during 2007 and 2006, refer to the Critical Accounting Policies / Estimates section of this MD&A.
•	Unfavorable variance in trading account (loss) profit, which consisted of:

	Year ended December 31,
(In thousands)	2007	2006	$ Variance

Mark-to-market of PFH’s residual interests	$(39,661)	$(971)	$(38,690)

Other trading account profit	37,197	36,259	938

Total	$(2,464)	$35,288	$(37,752)

     PFH’s residual interests classified as trading securities were also unfavorably impacted by credit and market events in the U.S. subprime market during 2007 as described previously in this MD&A.
•	Unfavorable variance in gain on sales of loans and negative adjustments in the valuation of loans held-for-sale, particularly mortgage loans, were as follows:

	Year ended December 31,
(In thousands)	2007	2006	$Variance

Loss on sale of loans related to loan recharacterization by PFH	$(90,144)	—	$(90,144)

Gain on sales of loans, excluding loan recharacterization	76,564	$117,421	(40,857)

Lower of cost or market valuation adjustment on loans held-for-sale	(25,390)	—	(25,390)

Total	$(38,970)	$117,421	$(156,391)

     The negative variance associated to the loss on the loan recharacterization transaction by PFH was explained in the Significant U.S. Strategic Events section of this MD&A.
     Excluding the PFH loan recharacterization transaction, the decrease in gain on sales of loans for 2007, compared to 2006, was principally due to lower volume of loans originated at PFH due to exiting the wholesale subprime mortgage business, coupled with lower origination volume at E-LOAN due to market conditions and the lack of liquidity in the private secondary markets. There were also lower gains on sale of SBA loans by the Corporation’s U.S. banking subsidiary. The decrease was partially offset by the fact that during 2006, BPPR realized a $20.1 million loss on the bulk sale of mortgage loans, and there were no similar losses during 2007.
     The unfavorable lower of cost or market valuation adjustment on loans held-for-sale resulted principally from the deterioration in the U.S. subprime mortgage market and lack of liquidity in the private secondary markets experienced during the second half of 2007, which negatively impacted price margins, coupled with credit deterioration.
     For the year ended December 31, 2006, non-interest income increased $24.2 million, or 3%, compared with 2005. There were higher gains on sale of loans by $34.1 million mainly due to E-LOAN’s production, as this subsidiary was acquired in the fourth quarter of 2005, partially offset by losses in the Puerto Rico operations that resulted from the bulk sale of approximately $0.6 billion of mortgage loans to a U.S. financial institution during 2006 and lower sales volumes and price margins due to the slowdown in the housing market. Other operating income rose by $34.9 million during 2006, when compared to the previous year, due to higher revenues from E-LOAN related in part to mortgage loan closing services and business referral fees, higher dividend income derived from the Corporation’s investment in TELPRI, higher income derived from securitization related invested funds,

Popular, Inc. | 2007 | Annual Report       25
Table E
Non-Interest Income

	Year ended December 31,
						Five-Year
(Dollars in thousands)	2007	2006	2005	2004	2003	C.G.R.*

Service charges on deposit accounts	$196,072	$190,079	$181,749	$165,241	$161,839	4.45%

Other service fees:
Credit card fees and discounts	102,176	89,827	82,062	69,702	60,432	11.53
Debit card fees	76,573	61,643	52,675	51,256	45,811	12.52
Insurance fees	55,824	53,889	50,734	38,924	29,855	18.02
Processing fees	47,476	44,050	42,773	40,169	40,003	5.37
Sale and administration of investment products	30,453	27,873	28,419	22,386	21,174	7.12
Mortgage servicing fees, net of amortization and fair value adjustments	11,708	(2,750)	6,226	7,412	6,853	(0.36)
Trust fees	11,157	9,316	8,290	8,872	7,830	4.23
Check cashing fees	387	737	17,122	21,680	24,420	(55.07)
Other fees	27,503	36,290	43,200	35,150	48,014	(6.99)

Total other service fees	363,257	320,875	331,501	295,551	284,392	6.45

Net gain on sale and valuation adjustments of investment securities	55,159	4,359	52,113	15,254	71,094	—
Trading account (loss) profit	(2,464)	35,288	30,051	(159)	(10,214)	25.11
(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(38,970)	117,421	83,297	44,168	53,572	—
Other operating income	121,262	141,463	106,564	88,716	65,327	10.89

Total non-interest income	$694,316	$809,485	$785,275	$608,771	$626,010	5.01%

*	C.G.R. refers to compound growth rate.

and higher revenues from services on the structuring of bond issues, among others. These favorable variances were partially offset by a decrease of $47.8 million in net gains on sale and unfavorable valuation adjustments of other-than-temporary impairments of investment securities available-for-sale, principally residual interests of PFH. Additionally, there were lower check cashing fees and other fees as a result of the lack of revenue originally produced by the Corporation’s check cashing operations in the U.S., which were sold during the fourth quarter of 2005.

Table F
Operating Expenses

	Year ended December 31,
						Five-Year
(Dollars in thousands)	2007	2006	2005	2004	2003	C.G.R.

Salaries	$519,523	$517,178	$474,636	$427,870	$388,527	7.50%
Pension, profit sharing and other benefits	148,666	151,493	148,053	143,148	137,917	3.24

Total personnel costs	668,189	668,671	622,689	571,018	526,444	6.45

Net occupancy expenses	123,621	116,742	108,386	89,821	83,630	9.51
Equipment expenses	127,472	135,877	124,276	108,823	104,821	5.16
Other taxes	50,111	44,543	39,197	40,260	37,904	6.17
Professional fees	149,854	141,534	119,281	95,084	82,325	12.10
Communications	66,877	68,283	63,395	60,965	58,038	4.41
Business promotion	115,388	129,965	100,434	75,708	73,277	13.43
Printing and supplies	17,438	17,741	18,378	17,938	19,111	(2.63)
Impairment losses on long-lived assets	12,344	7,232	—	—	—	—
Other operating expenses:
Credit card processing, volume and interchange expenses	41,695	30,707	29,700	26,965	23,869	18.25
Transportation and travel	16,142	18,064	19,426	14,968	13,811	3.04
All other*	93,225	79,098	73,459	61,618	82,009	7.62
Goodwill and trademark impairment losses	211,750	14,239	—	—	—	—
Amortization of intangibles	10,445	12,377	9,579	7,844	7,844	2.79

Subtotal	1,036,362	816,402	705,511	599,994	586,639	13.92

Total	$1,704,551	$1,485,073	$1,328,200	$1,171,012	$1,113,083	10.62%

Efficiency ratio**	81.99%	67.16%	62.30%	59.86%	60.51%
Personnel costs to average assets	1.42	1.38	1.34	1.43	1.52
Operating expenses to average assets	3.62	3.08	2.86	2.94	3.21
Employees (full-time equivalent)	12,303	12,508	13,210	12,139	11,474
Assets per employee (in millions)	$3.61	$3.79	$3.68	$3.66	$3.18

*	Includes insurance, sundry losses, FDIC assessment and other real estate expenses, among others.

**	Non-interest expense divided by net interest income plus recurring non-interest income.

Popular, Inc. | 2007 | Annual Report       27
Operating Expenses
Refer to Table F for the detail of operating expenses by major categories along with various related ratios for the last five years. Operating expenses totaled $1.7 billion for the year ended December 31, 2007, an increase of $219.5 million, or 15%, compared with the same period in 2006. Included in operating expenses for 2007 are approximately $248.5 million in impairment charges and costs associated to the PFH Restructuring Plan, E-LOAN Restructuring Plan and PFH Branch Network Restructuring Plan described previously in this MD&A. In 2006, there were $21.4 million in impairment charges associated with the PFH Restructuring Plan. The table below segregates these 2007 costs by categories within operating expenses.

	PFH	E-LOAN	PFH Branch
	Restructuring	Restructuring	Network Restructuring
(in millions)	Plan	Plan	Plan	Total

Personnel costs (1)	$7.8	$4.6	—	$12.4
Net occupancy expenses (2)	4.5	4.2	—	8.7
Equipment expenses	0.3	0.4	—	0.7
Professional fees (3)	1.8	0.4	—	2.2
Other operating expenses	0.3	—	—	0.3

Total restructuring expenses	$14.7	$9.6	—	$24.3

Impairment of long-lived assets (4)	—	10.5	1.9	12.4
Impairment of trademark and goodwill (5)	—	211.8	—	211.8

Total restructuring and impairment charges	$14.7	$231.9	$1.9	$248.5

(1)	Severance, stay bonuses, related taxes and other employee benefits

(2)	Lease terminations

(3)	Outplacement services and professional services contract termination

(4)	Impairment of leasehold improvements, equipment and intangible assets with definitive lives

(5)	Goodwill impairment of $164.4 million and trademark impairment of $47.4 million
     Isolating the impact of the different charges associated to the restructuring plans named above, operating expenses increased (decreased) from 2006 to 2007 as follows:

		Charges	2007, excluding	2006,
		related to	charges related to	excluding
		restructuring	restructuring	impairment
(in millions)	2007	plans	plans	charges	Variance

Personnel costs	$668.2	$12.4	$655.8	$668.7	$(12.9)
Net occupancy expenses	123.6	8.7	114.9	116.7	(1.8)
Equipment expenses	127.5	0.7	126.8	135.9	(9.1)
Other taxes	50.1	—	50.1	44.5	5.6
Professional fees	149.9	2.2	147.7	141.5	6.2
Communications	66.9	—	66.9	68.3	(1.4)
Business promotion	115.4	—	115.4	130.0	(14.6)
Printing and supplies	17.4	—	17.4	17.7	(0.3)
Impairment losses on long-lived assets (1)	12.3	12.4	(0.1)	—	(0.1)
Other operating expenses	151.1	0.3	150.8	118.1	32.7
Impact of change in fiscal period	—	—	—	9.7	(9.7)
Goodwill and trademark impairment losses (1)	211.8	211.8	—	—	—
Amortization of intangibles	10.4	—	10.4	12.4	(2.0)

Total	$1,704.6	$248.5	$1,456.1	$1,463.5	$(7.4)

(1)	For comparative purposes, this table excludes $7.2 million in impairment of long-lived assets and $14.2 million in goodwill impairment losses taken in 2006 that were associated to the PFH Restructuring Plan.

     Excluding the severance costs associated with the restructuring plans, the decrease in personnel costs for 2007, compared to 2006, was principally the result of lower headcount resulting from the PFH Restructuring Plan which took effect in early 2007. The PFH reportable segment’s personnel expenses, excluding $7.8 million related to the PFH Restructuring Plan, decreased by $37.1 million during 2007, compared to the previous year. PFH was impacted by a reduction in headcount as described below. The reduction in the PFH reportable segment’s personnel costs was partly offset by increases in the Corporation’s other reportable segments, including the Puerto Rico and U.S. mainland operations. These increases were mostly associated to the impact of merit increases across the Corporation’s subsidiaries, increased headcount, higher commissions on certain businesses, medical insurance costs and savings plan expenses, among other factors, coupled with lower cost deferrals due to a lower volume of loan originations. At December 31, 2007, the Corporation’s full-time equivalent employees (“FTEs”) were 12,303, compared with 12,508 at December 31, 2006.
     Other operating expenses categories reflecting greater variances in 2007 compared to 2006, excluding the impact of the restructuring plans, are described below.
•	Equipment expenses declined mostly as a result of lower electronic equipment depreciation, maintenance and repair expenses, and software package amortization, as well as lower equipment requirements due to the streamlining of PFH’s operations.
•	Other taxes increased mainly associated to higher municipal license taxes, personal property taxes, examination banking fees and the new sales tax implemented in Puerto Rico in the later part of 2006.

•	Professional fees also increased principally due to higher business strategy consulting, computer service fees, credit collection, imaging services and programming services, among others.

•	Business promotion expenses experienced a reduction mainly as a result of cost control measures on marketing expenditures on the U.S. mainland operations, primarily at E-LOAN, and lower expenditures at PFH due to the streamlining of operations in 2007. These reductions were partially offset by higher costs related to the loyalty reward program in the Puerto Rico operations.

•	Other operating expenses rose primarily as a result of higher other real estate expenses associated with the increased administrative and foreclosure costs resulting from a higher number of repossessed units and additional write downs in the collateral value of repossessed real estate properties in the U.S. mainland. The increase in other operating expenses is also due to higher credit card processing and interchange expenses, primarily due to higher volume of transactions at a higher average rate.

•	Impact of change in fiscal period of certain subsidiaries represents a net loss for the month of December 2005 in those subsidiaries that changed their fiscal year in 2006, as described in the Corporation’s 2006 Annual Report.
     The efficiency ratio measures how much of a company’s revenue is used to pay operating expenses. As stated in the Glossary of Selected Financial Terms included in this 2007 Annual Report, in determining the efficiency ratio, the Corporation includes recurring non-interest income items, thus isolating income items that may be considered volatile in nature. Management believes that the exclusion of those items would permit greater comparability for analytical purposes. Amounts within non-interest income not considered recurring in nature by the Corporation amounted to $64.6 million during the year ended December 31, 2007, compared with $26.0 million in the same period of the previous year. Non-recurring gains during 2007 corresponded principally to net gains on sale and valuation adjustments of investment securities available-for-sale, whereas 2006 was mainly impacted by gains on the sale of real estate properties. The efficiency ratio was mainly unfavorably impacted by the impairment losses that resulted from the evaluation of the goodwill and trademark of E-LOAN and the restructuring charges related to the three restructuring plans previously discussed.
     For the year 2006, total operating expenses increased $156.9 million, or 12%, from 2005, mainly resulting from E-LOAN’s operations, which had only impacted 2005 results since its acquisition in November 2005. E-LOAN’s share of the increase in operating expenses for 2006, compared to 2005, was approximately $133 million. Popular Cash Express (“PCE”), sold in late 2005, contributed with a reduction of $28 million in operating expenses for 2006, which represented the subsidiary’s costs for the year 2005. Isolating the above impact in operating expenses from E-LOAN and PCE, the Corporation’s operating expenses for the year ended December 31, 2006 increased $52 million, or 4%, compared with the previous year.
     For the year ended December 31, 2006, personnel costs increased by $46.0 million, or 7%, compared with 2005. E-LOAN contributed with $46.4 million of this increase, while PCE contributed with a reduction of $10.1 million. The increase was mainly attributed to higher salaries and related taxes, bonuses, health insurance costs and savings plan expenses, partially offset by lower incentive compensation, training costs and profit sharing. All other operating expenses for the year 2006, excluding personnel costs, increased by $110.9 million, or 16%, compared with 2005. E-LOAN contributed with approximately $86.1 million of this increase, mostly in business promotion and professional fees. PCE represented a reduction of approximately $17.6 million, principally in net occupancy expenses. Excluding the impact of E-LOAN and PCE, the most significant variances were goodwill impairment losses during 2006 of $14.2 million at PFH, higher net occupancy expenses by $11.1 million resulting from business expansion in the U.S. mainland, the impact of a change in this fiscal year of certain of the Corporation’s subsidiaries amounting to a pre-tax loss of $9.7 million, and higher equipment expenses by $8.8 million driven by software maintenance and systems technology investments to support business processes. These variances were partially offset by a reduction of $14.9 million in business promotion expenses, excluding E-LOAN and PCE operations, resulting from lower expenses related to the loyalty rewards program as a result of a lower cost structure and changes in the redemption requirements, and by cost control measures.
Income Tax Expense
Income tax benefit for the year ended December 31, 2007 was $59.0 million, compared with an income tax expense of $106.9 million for 2006. This variance was primarily due to the pre-tax losses for 2007, in the Corporation’s U.S. operations, and to higher income subject to a preferential tax rate on capital gains in Puerto Rico when compared to 2006. In addition, income tax expense in the Puerto Rico operations decreased due to the expiration of the

Popular, Inc. | 2007 | Annual Report       29
transitory provision that increased the statutory tax rate for Puerto Rico corporations in 2006, as described earlier in the Net Interest Income section of this MD&A. The impact of these changes was partially offset by lower net tax-exempt interest income and by the reversal of several tax positions during 2006 upon the completion of various federal and Puerto Rico tax audits.
     Income tax expense for the year ended December 31, 2006 was $106.9 million, compared with $148.9 million in 2005, a decrease of $42.0 million, or 28%. This decline was primarily due to lower pre-tax earnings, partially offset by a decrease in net tax-exempt interest income and by lower income subject to a preferential tax rate on capital gains in Puerto Rico. In addition, income tax expense reflected a change in the statutory tax rate from 41.5% to 43.5% in BPPR effective in 2006 and there was lower reversal of certain tax positions during 2006 as compared to 2005.
     Refer to Note 27 to the consolidated financial statements for additional information on income taxes.
Fourth Quarter Results
Refer to the Statistical Summary 2006-2007 Quarterly Financial Data presented in this MD&A.
     Net interest margin, on a taxable equivalent basis, was 3.53% for the fourth quarter of 2007, compared to 3.52% in the same period of 2006. Net interest income, on a taxable equivalent basis, declined by $3.1 million, or less than 1%, compared with the fourth quarter of 2006. The reduction was principally due to a lower taxable equivalent adjustment, as a result of the lower marginal tax rate in 2007 of 39%, which was discussed in the Net Interest Income section of this MD&A. The average volume of earning assets declined by $0.4 billion, primarily due to a $0.9 billion net reduction in money markets and securities, offset in part by an increase in average loans of $0.5 billion, mainly commercial and consumer loans, reduced in part by a lower average volume of mortgage loans. Earning assets were funded principally through interest bearing deposits, which on average rose by $3.0 billion, and non-interest bearing sources of funds, which rose on average by $0.3 billion. Borrowed funds decreased $3.7 billion. Refer to the Statement of Condition and Liquidity sections of this MD&A for explanations on changes in the mix of earning assets and funding sources.
     The provision for loan losses for the fourth quarter of 2007 increased by $94.8 million, compared with the same quarter in 2006, principally due to higher net charge-offs and to higher delinquencies, a trend exhibited throughout the year due to weak economic conditions. The net charge-offs to average loans held-in-portfolio ratio deteriorated, increasing to 1.75% in the fourth quarter of 2007, from 0.93% for the same quarter in 2006. Net charge-offs for the quarter ended December 31, 2007 were $141.5 million, compared with $73.4 million in the same quarter of the previous year. The increase was experienced in mortgage loans by $37.2 million, consumer loans by $16.7 million and commercial loans by $16.1 million. The increase in net charge-offs on mortgage loans primarily reflects the continued credit problems in the U.S. mainland subprime mortgage market. Increases in net charge-offs in the commercial loan and consumer loan portfolios are principally due to higher delinquencies in Puerto Rico resulting from the slowdown in the economy. The commercial loan sector in the Corporation’s U.S. mainland operations also experienced higher charge-offs.
     Non-interest income amounted to $71.8 million for the quarter ended December 31, 2007, compared with $205.3 million for the same quarter in 2006. This decline was mostly the result of the $90.1 million pre-tax loss resulting from the loan recharacterization transaction by PFH, and to higher losses on the valuation of PFH’s residual interest by $15.0 million for the fourth quarter of 2007, compared to the same period in 2006. Also, there were lower gains on the sale of real estate property in the fourth quarter of 2007 by approximately $10.5 million, compared to the same quarter in the previous year. These unfavorable variances were partially offset by higher other service fees that included debit and credit card fees, offset in part by an unfavorable change in the fair value of mortgage servicing rights during the fourth quarter of 2007 due to market conditions, including changes in delinquency curves and increased servicing costs.
     Operating expenses for the fourth quarter of 2007 totaled $621.2 million, representing an increase of $242.3 million, compared with the same quarter in 2006. This increase was principally driven by $211.8 million in impairment losses related to E-LOAN’s goodwill and trademark, and to $20.1 million in other charges taken in the fourth quarter of 2007 associated to the E-LOAN Restructuring Plan. The fourth quarter of 2006 included $21.4 million in impairment charges related to goodwill and long-lived assets on the PFH Restructuring Plan. Other factors impacting the increase in other operating expenses for the fourth quarter of 2007, when compared to the same quarter in 2006, included higher salaries in part due to merit increases, additional headcount from the Puerto Rico acquisitions, lower expense deferrals due to lower loan origination volumes, higher other real estate expenses and credit collection expenses, partially offset by lower equipment and business promotion expenses, among other factors.
     Income tax benefit amounted to $95.5 million in the fourth quarter of 2007, compared to income tax expense of $18.8 million in the same quarter of 2006. The main factors impacting this variance were the operating losses recorded in the U.S. operations primarily as a result of the loan recharacterization and the restructuring plans.

Reportable Segment Results
The Corporation’s reportable segments for managerial reporting purposes consist of Banco Popular de Puerto Rico, EVERTEC, Banco Popular North America, and PFH. Also, a Corporate group supports the reportable segments. For managerial reporting purposes, the costs incurred by the Corporate group are not allocated to the four reportable segments.
     Prior to the fourth quarter of 2007, all U.S. operations were in a single segment referred to as Popular North America. Given the events and strategic moves commenced by management in the fourth quarter of 2007 with respect to selling or discontinuing PFH’s loan origination branch operations, including the prospective sale of a significant portion of its branch portfolio during the first quarter of 2008 and the sale or closure of its consumer branch network, management determined that the Popular North America (U.S. operations) would no longer be evaluated as a single reportable segment. As a result, commencing in the fourth quarter of 2007, the Corporation’s Popular North America reportable segment was segregated in two segments: Banco Popular North America, which includes the operations of E-LOAN; and PFH.
     As a result of further disruptions in the subprime market, liquidity constraints with respect to financing the operations of PFH and further loan credit deterioration, the Corporation determined to exit this business and allow the existing loan portfolio that cannot be sold due to lack of market or to legal constraints (i.e. for the on-balance sheet securitization not recharacterized) to mature. As indicated in the Events Subsequent to Year-End 2007 section of this MD&A, management opted to account for a substantial portion of PFH’s maturing loans held-in-portfolio at fair value commencing on January 1, 2008. PFH will continue to operate its loan servicing unit.
     For a more complete description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 32 to the consolidated financial statements.
     The Corporate group had a net income of $44.2 million in 2007, compared with a net loss of $28.8 million in 2006 and a net income of $9.0 million in 2005. In 2007, the Corporation’s holding companies within the Corporate group realized net gains on the sale and valuation adjustment of investment securities, mainly marketable equity securities, approximating $95.5 million, mainly due to a gain on the sale of TELPRI shares in the first quarter of 2007, while in 2006 these gains amounted to $13.9 million.
     Highlights on the earnings results for the reportable segments are discussed below.
Banco Popular de Puerto Rico
The Corporation’s core operations in Puerto Rico continued to perform well during 2007 despite a difficult economic environment which presented credit challenges, aggressive competition and an economy experiencing a greater slowdown than in the previous year. As indicated earlier, Banco Popular de Puerto Rico grew its retail banking business by acquiring Citibank’s retail banking operations, which added 17 branches prior to branch closings due to synergies. Also, Popular Securities, a subsidiary within the Banco Popular de Puerto Rico reportable segment, strengthened its brokerage sales force and assets under management by acquiring Smith Barney’s retail brokerage operations in Puerto Rico. Both of these acquisitions took place in the latter part of the fourth quarter of 2007.
     Banco Popular de Puerto Rico reportable segment reported net income of $327.3 million in 2007, a decrease of $28.6 million, or 8%, when compared with the previous year. Net income amounted to $355.9 million for 2006 and $398.7 million for 2005. The main factors that contributed to the variance 2007 compared to 2006 included:
•	Higher net interest income by $42.9 million, or 5%, primarily related to the commercial banking business;

•	Higher provision for loan losses by $102.6 million, or 73%, primarily associated with higher net charge-offs mainly in the consumer and commercial loan portfolios due to higher delinquencies resulting from the slowdown in the economy. The provision for loan losses represented 127% of net charge-offs for 2007, compared with 124% in 2006. The net charge-offs to average loans held-in-portfolio for the Banco Popular de Puerto Rico operations was 1.22% for the year ended December 31, 2007, compared with 0.77% in the previous year. The ratio of allowance for loan losses to loans held-in-portfolio for the Banco Popular de Puerto Rico reportable segment was 2.31% at December 31, 2007, compared with 2.09% at December 31, 2006;

•	Higher non-interest income by $53.6 million, or 12%, mainly due to higher other service fees by $42.0 million, primarily in debit and credit card fees and mortgage servicing fees. Also, there was a favorable variance in the caption of gains on sale of loans by $16.4 million because of a $20.1 million loss on the bulk sale of mortgage loans in the third quarter of 2006;

•	Higher operating expenses by $34.1 million, or 5%, primarily associated with higher professional fees, personnel costs, business promotion, other operating taxes and other operating expenses, which include credit card processing and interchange expenses. Despite the 5% increase in operating costs, this reportable segment managed costs through disciplined spending during 2007;

Popular, Inc. | 2007 | Annual Report       31
•	Lower income tax expense by $11.7 million, or 9%, primarily due to lower taxable income in 2007 than in the previous year.
EVERTEC
EVERTEC is the Corporation’s reportable segment dedicated to processing and technology outsourcing services, servicing customers in Puerto Rico, the Caribbean, Central America and the U.S. mainland. EVERTEC provides support internally to the Corporation’s subsidiaries, as well as to third parties. EVERTEC increased transaction volume, revenues and net income during 2007 in spite of a recession in its main market, Puerto Rico, and in spite of increased competition from larger competitors across all regions it serves. During 2007, EVERTEC focused on leveraging its existing product offering to achieve strong revenue growth, enhancing competitiveness of the automated teller machine network, continuously improving quality levels, and continuing to develop its technology infrastructure.
     For the year ended December 31, 2007, net income for the reportable segment of EVERTEC totaled $31.3 million, an increase of $5.3 million, or 20%, compared with $26.0 million for 2006. Net income amounted to $24.7 million for 2005. Factors that contributed to the variance in results for 2007 when compared to 2006 included:
•	Lower net interest loss by $1.1 million, or 57%, primarily due to increased revenues from funds invested in securities;

•	Higher non-interest income by $12.4 million, or 5%, mostly as a result of higher electronic transactions processing fees related to point of sale and the automated teller machine network, other item processing fees associated with cash depot services and payment processing, and an increase in IT consulting services, among others;

•	Higher operating expenses by $5.7 million, or 3%, primarily due to higher personnel costs, including impact of merit increases, higher headcount, commissions and medical costs, among other factors, and professional services primarily in programming services. These variances were partially offset by lower equipment expenses due to lower software package expenses and lower depreciation of electronic equipment.

•	Higher income tax expense by $2.5 million, or 17%, primarily due to higher taxable income in 2007 compared to the previous year.
Banco Popular North America
For the year ended December 31, 2007, the reportable segment of Banco Popular North America, which includes the operations of E-LOAN, had a net loss of $195.4 million, compared to net income of $67.5 million for 2006 and $97.6 million for 2005. E-LOAN’s net loss for the year ended December 31, 2007 amounted to $245.7 million, compared to net losses of $33.0 million in 2006 and $1.6 million in 2005. E-LOAN was acquired by the Corporation in the fourth quarter of 2005.
     The main factors that contributed to the variance in results for 2007 as compared to results a year earlier for the Banco Popular North America reportable segment included:
•	Lower net interest income by $9.4 million, or less than 3%;

•	Higher provision for loan losses by $49.0 million, or 105%, primarily due to higher net charge-offs in the mortgage and commercial loan portfolios. The provision for loan losses represented 166% of net charge-offs for 2007, compared with 116% of net charge-offs in 2006. The net charge-offs to average loans held-in-portfolio for the Banco Popular North America operations was 0.62% for the year ended December 31, 2007, compared with 0.45% in the previous year. The ratio of allowance for loan losses to loans held-in-portfolio for the Banco Popular North America reportable segment was 1.26% at December 31, 2007, compared with 1.00% at December 31, 2006. The increase in the allowance for loan losses reflects potential losses inherent in the loan portfolio as a result of current economic conditions and deteriorating market trends, primarily in the subprime mortgage loan sector and in the commercial portfolio, evidenced by an increase in non-performing assets. Refer to the Overview of Mortgage Loan Exposure section in the Credit Risk Management and Loan Quality area of this MD&A for further information on the Corporation’s subprime mortgage loan exposure.

•	Lower non-interest income by $32.6 million, or 15%, mainly due to an unfavorable variance in the caption of gain on sale of loans and valuation adjustments on loans held-for-sale by $25.7 million mainly due to lower loan volume originated and sold by E-LOAN, lower price margins due to market conditions, reduced gains on sale of SBA loans by BPNA due to lower volume, and unfavorable lower of cost or market adjustments on mortgage loans held-for-sale due to less liquidity in the secondary markets. Also, contributing to the unfavorable variance in non-interest income for this reportable segment were lower gains on the sale of real estate properties by $10.4 million. These unfavorable variances were partially offset by higher service charges on deposits by $5.3 million;

•	Higher operating expenses by $238.7 million, or 53%, mainly due to the $211.8 million impairment losses related to E-LOAN’s goodwill and trademark. Also included in the increase for 2007 are the $9.6 million of restructuring charges and $10.5 million in impairment losses on long-lived assets as a result of the E-LOAN restructuring plan. Other increases in personnel costs, net occupancy and equipment expenses were partially offset by lower business promotion expenses; and

•	Income tax benefit of $29.5 million in 2007, compared to income tax expense of $37.3 million in 2006. The variance is mainly attributed to higher losses in the operations of E-LOAN, as well as lower taxable income at BPNA.
Popular Financial Holdings
For the year ended December 31, 2007, net loss for the reportable segment of Popular Financial Holdings totaled $269.4 million, compared to a net loss of $61.7 million for 2006. Net income amounted to $10.5 million for 2005. The main factors that contributed to this variance in results for 2007 compared to 2006 included:
•	Lower net interest income by $32.9 million, or 19%, mostly the result of margin compression, including the impact of higher cost of funds, and a reduction in earning assets due to the downsizing of the operation that took effect in 2007;

•	Higher provision for loan losses by $121.2 million, or 121%, primarily due to higher net charge-offs in the mortgage loan portfolio due to the continued credit problems in the U.S. mainland subprime mortgage market. The provision for loan losses represented 129% of net charge-offs for 2007, compared with 131% of net charge-offs in 2006. The net charge-offs to average loans held-in-portfolio for the Popular Financial Holdings operations was 2.36% for the year ended December 31, 2007, compared with 0.99% for the year ended December 31, 2006. The ratio of allowance for loan losses to loans held-in-portfolio for the Popular Financial Holdings reportable segment was 2.41% at December 31, 2007, compared with 1.46% at December 31, 2006;

•	Non-interest losses of $179.4 million in 2007, compared to non-interest income of $39.0 million in 2006. The variance was mainly due to the $90.1 million unfavorable impact of PFH’s loan recharacterization transaction, lower gains on the sale of loans resulting because of lower volume of loans originated and sold as a result of the exiting of the wholesale subprime mortgage business during 2007, and lower price margins. Also, the reduction in non-interest income includes the impact of the unfavorable valuation adjustments of PFH’s residual interests of $85.1 million in 2007, compared with $18.7 million in 2006;

•	Lower operating expenses by $47.0 million, or 23%, mainly due to the impact of the downsizing of PFH’s operations during 2007 and the fact that the year 2006 included $14.2 million in goodwill impairment losses and $7.2 million in impairment losses on long-lived assets. This was in part offset by $16.6 million in restructuring charges and impairment losses on long-lived assets taken in 2007 as part of the PFH Restructuring Plan and PFH Branch Network Restructuring Plan described in the Operating Expenses section of this MD&A; and

•	Income tax benefit of $150.5 million in 2007, compared to $32.8 million in 2006, mostly due to higher operating losses.
Statement of Condition Analysis
Assets
Refer to the consolidated financial statements included in this Annual Report for the Corporation’s consolidated statements of condition as of December 31, 2007 and 2006. Also, refer to the Statistical Summary 2003-2007 in this MD&A for condensed statements of condition for the past five years. Earning assets at calendar year-end 2007 totaled $40.9 billion, a decrease of 6%, when compared to $43.7 billion at December 31, 2006. This decline was principally due to the strategic decisions made with respect to PFH’s reportable segment, which included exiting the wholesale subprime mortgage origination business since early 2007 and a reduction in loans of approximately $3.2 billion that resulted from the loan recharacterization transaction discussed earlier, offset in part by growth in other loan portfolio categories.
     The portfolio of investment securities, including trading and other securities, totaled $10.0 billion at December 31, 2007, compared with $10.6 billion at December 31, 2006, a decrease of 6%. Notes 6 and 7 to the consolidated financial statements provide additional information of the Corporation’s available-for-sale and held-to-maturity investment portfolios. Also, refer to the Market Risk section of this MD&A, which includes a table with the breakdown of the trading portfolio by major types of securities at December 31, 2007. The decline in the Corporation’s investment securities portfolio was mainly associated with the determination of not replacing securities that were maturing, in part because the interest spread was not favorable, and also as part of the Corporation’s strategy to deleverage the balance sheet and reduce lower yielding assets.
     A breakdown of the Corporation’s loan portfolio, the principal category of earning assets, is presented in Table G.
     The main challenge during 2007 for the Corporation’s commercial business sector was maintaining portfolio growth while curtailing delinquency. Commercial loans increased by $1.1 billion, or 8%, from December 31, 2006 to the same date in 2007, and included growth in commercial mortgage, participations, franchise, SBA and construction loans, among others. Commercial construction loans, which are included as part of commercial

Popular, Inc. | 2007 | Annual Report       33
Table G
Loans Ending Balances (including Loans Held-for-Sale)

	As of December 31,
						Five-Year
(Dollars in thousands)	2007	2006	2005	2004	2003	C.G.R.

Commercial*	$15,627,163	$14,536,837	$12,757,886	$10,897,747	$8,571,165	13.96%
Lease financing	1,164,439	1,226,490	1,308,091	1,164,606	1,053,821	5.60
Mortgage**	7,434,800	11,695,156	12,872,452	12,641,329	9,708,536	(0.09)
Consumer	5,684,600	5,278,456	4,771,778	4,038,579	3,268,670	12.90

Total	$29,911,002	$32,736,939	$31,710,207	$28,742,261	$22,602,192	8.84%

*	Includes commercial construction.

**	Includes residential construction.

loans in Table G, totaled $1.9 billion at December 31, 2007, an increase of 37%, compared with $1.4 billion at December 31, 2006. The growth in the construction loan sector was focused on experienced developers, small condos, and the social interest market.
     The decrease in the lease financing portfolio from December 31, 2006 to the end of 2007 was mostly reflected in the Puerto Rico operations, whose leasing portfolio decreased by approximately $74 million, or 8%, compared to December 31, 2006. As in the prior year, the Corporation’s lease financing subsidiary in Puerto Rico (“the Island”) was impacted by strong competition and slowdown in the Island’s economy. The Banco Popular North America reportable segment also reflected a decline in its lease financing portfolio, including the runoff of underperforming lease financings.
     Mortgage loans at December 31, 2007 decreased by $4.3 billion, or 36%, from December 31, 2006. The PFH reportable segment’s mortgage loan portfolio was reduced by $4.5 billion. This decline at PFH was principally the result of the aforementioned strategies, which included exiting the wholesale mortgage loan origination channel and completing the loan recharacterization transaction. The latter strategy of converting on-balance sheet securitizations to sale transactions resulted in the removal of approximately $3.2 billion in mortgage loans from the Corporation’s books. Also, PFH completed one new off-balance sheet securitization transaction in 2007 involving approximately $461 million in unpaid principal balance of mortgage loans. The reduction in mortgage loans by PFH was partially offset by increases in the Banco Popular de Puerto Rico reportable segment. Despite the slowdown in the housing market, Popular Mortgage in Puerto Rico increased its loan production due to successful sales efforts and market share gained from past major competitors. Also, the Banco Popular North America reportable segment was impacted by growth in non-conventional mortgages. Refer to the Overview of Mortgage Loan Exposure section in the Credit Risk Management and Loan Quality area of this MD&A for further information on the Corporation’s mortgage loan exposure.
     A breakdown of the Corporation’s consumer loan portfolio at December 31, 2007 and 2006 follows:

(In thousands)	2007	2006	Change	% Change

Personal	$3,276,675	$2,457,619	$819,056	33%
Credit cards	1,128,137	1,032,546	95,591	9
Auto	1,040,743	1,570,308	(529,565)	(34)
Other	239,045	217,983	21,062	10

Total	$5,684,600	$5,278,456	$406,144	8%

     The increase in personal loans from December 31, 2006 to December 31, 2007 was principally attributed to higher volume of home equity lines of credit in the Banco Popular North America operations, particularly from loan originations by E-LOAN. Also, the increase in personal loans was associated to the Citibank acquisition in Puerto Rico, which contributed with over $180 million in personal loans at acquisition date. Credit cards also increased from December 31, 2006 to the same date in 2007, principally in the Banco Popular de Puerto Rico reportable segment, whose credit card portfolio grew 8% from the end of 2006, mostly as a result of higher sales volume, new credit cards launched, effective mailing campaigns that included convenience checks, and volume generated for benefits derived from the loyalty rewards program, among other factors. Banco Popular North America also contributed with a newly originated credit card portfolio of approximately $12 million, as a result of initiating the credit cards issuance business during 2007. Auto loans decreased from the end of 2006 to the same date in 2007 by $530 million, or 34%. There was a decline in the auto loan portfolio of the Banco Popular North America reportable segment by approximately $508 million. BPNA’s auto loan portfolio continues to runoff because of management’s decision to cease auto loan originations through dealer channels. Furthermore, the Corporation completed a sale of over $275 million in auto loans to a third-party buyer in December

2007, which had been originated by E-LOAN. Also contributing to the reduction in the Corporation’s auto loan portfolio was the economic slowdown in the Puerto Rico market, which reduced automobile sales and decreased the size of the overall auto loan market. The “other” category of consumer loans includes marine loans and revolving lines of credit. The increase in this category is principally due to reserve lines of credit by approximately $16 million from the Citibank portfolio acquired. Despite the growth in the consumer lending business, this business in Puerto Rico was negatively impacted by the economic downturn in the Island which has led to a deterioration of credit quality, as evidenced by the increase in consumer loan charge-offs, depicted later in the Credit Risk Management and Loan Quality section of this MD&A.
     Servicing assets increased $32 million, or 19%, from December 31, 2006 to the same date in 2007. Refer to Note 22 to the consolidated financial statements for further information on the composition and accounting for servicing assets. The growth in servicing rights was mainly due to purchased mortgage servicing rights in the PFH operations, mortgage servicing rights derived from the off-balance sheet securitization executed by PFH in 2007 and the loan recharacterization transaction, and from sales and securitizations of originated loans by the Puerto Rico operations. Also, the increase was due in part to the adoption of SFAS No. 156 during 2007, pursuant to which the Corporation elected to account for residential mortgage servicing rights at fair value. These favorable impacts were offset in part by reductions in the servicing rights value, as a result of maturity run-off of the serviced portfolio.
     The following table provides a breakdown of the principal categories that comprise the caption of “Other assets” in the consolidated statements of condition as of December 31, 2007 and 2006.

(In thousands)	2007	2006	Change

Net deferred tax assets	$525,369	$359,433	$165,936
Bank-owned life insurance program	215,171	206,331	8,840
Prepaid expenses	188,237	168,717	19,520
Securitization advances and related assets	168,599	181,387	(12,788)
Investments under the equity method	89,870	66,794	23,076
Derivative assets	76,958	55,413	21,545
Others	192,790	408,816	(216,026)

Total	$1,456,994	$1,446,891	($10,103)

     Explanations for the most significant variances in other assets follow:
•	The decrease in “others” was mainly due to trade receivables of $232 million outstanding at December 31, 2006 for mortgage-backed securities sold prior to year-end, with settlement date in January 2007.

•	The increase in net deferred tax assets was mostly associated with PFH due to the impact of the loss on the loan recharacterization transaction and on the valuation of PFH’s residual interests since these losses were recognized for tax purposes in a different period causing a timing difference. Also, the increase is due to the net operating loss carryforwards in certain tax jurisdictions and to the reversal of a deferred tax liability due to the impairment of E-LOAN’s trademark. Transactions that were treated as on-balance sheet securitizations for accounting purposes were treated as sales for tax purposes since inception. Refer to Note 27 to the consolidated financial statements for the composition of deferred tax assets as of December 31, 2007, compared to the results at December 31, 2006.
     Goodwill and other intangible assets at December 31, 2007 reflected a decline of $75 million, or 10%, when compared to December 31, 2006. This reduction was principally the result of the aforementioned write-down in E-LOAN’s goodwill and trademark for $211.8 million, partially offset by recorded goodwill and core deposit intangibles of $126 million and $21 million, respectively, that are related to the Citibank retail business acquisition and Smith Barney’s retail brokerage operations by the Banco Popular de Puerto Rico reportable segment in late 2007. After recording the estimated impairment charge, the full amount of E-LOAN’s goodwill of $164.4 million was eliminated while the balance in trademark remains at approximately $16.4 million, out of a total of $63.8 million prior to the impairment charge. Refer to Note 12 to the consolidated financial statements for further information on goodwill and the composition of other intangible assets by reportable business segments.
Deposits, Borrowings and Other Liabilities
The composition of the Corporation’s financing to total assets at December 31, 2007 and 2006 was as follows:

			% increase (decrease)	% of total assets
(Dollars in millions)	2007	2006	from 2006 to 2007	2007	2006

Non-interest bearing deposits	$4,511	$4,222	6.8%	10.2%	8.9%
Interest-bearing core deposits	15,553	14,923	4.2	35.0	31.5
Other interest-bearing deposits	8,271	5,293	56.3	18.6	11.2
Federal funds and repurchase agreements	5,437	5,762	(5.6)	12.2	12.2
Other short-term borrowings	1,502	4,034	(62.8)	3.4	8.5
Notes payable	4,621	8,737	(47.1)	10.4	18.4
Others	934	813	14.9	2.1	1.7
Stockholders’ equity	3,582	3,620	(1.1)	8.1	7.6

Popular, Inc. | 2007 | Annual Report       35
Table H
Deposits Ending Balances

	As of December 31,
						Five-Year
(Dollars in thousands)	2007	2006	2005	2004	2003	C.G.R.

Demand deposits*	$5,115,875	$4,910,848	$4,415,972	$4,173,268	$3,726,707	8.72%
Savings, NOW and money market deposits	9,804,605	9,200,732	8,800,047	8,865,831	7,839,291	5.19
Time deposits	13,413,998	10,326,751	9,421,986	7,554,061	6,531,830	15.12

Total	$28,334,478	$24,438,331	$22,638,005	$20,593,160	$18,097,828	9.97%

*	Includes interest and non-interest bearing demand deposits.

     The Corporation’s deposits by categories for 2007 and previous years are presented in Table H. Total deposits increased $3.9 billion, or 16%, from the end of 2006 to December 31, 2007. The acquisition of the Citibank retail branches in Puerto Rico in the fourth quarter of 2007 contributed with approximately $1 billion in deposits, principally in time deposits and savings accounts.
     Time deposits totaled $13.4 billion at December 31, 2007. When compared to December 31, 2006, this category increased by $3.1 billion, or 30%. Brokered certificates of deposit reflected a significant increase of $2.3 billion. The increase in brokered certificates of deposit is directly related to the Corporation’s decision to substitute short-term borrowings with deposits as a result of continued instability in the global financial and capital markets during the second half of 2007. Refer to the Liquidity Risk section later in this MD&A for further information on the Corporation’s banking subsidiaries and holding companies liquidity position. Also, the increase in time deposits from December 31, 2006 to December 31, 2007 was due to time deposits from the Citibank retail branch acquisition, competitive interest rate campaigns by BPPR focused on certificates of deposit to individuals, growth in IRA deposits and increased volume of time deposits gathered through the E-LOAN Internet platform, among other factors. At December 31, 2007, $791 million in time deposits were gathered through the E-LOAN on-line platform, an increase of $365 million, or 86%, when compared to December 31, 2006.
     Savings, NOW and money market deposits increased 7%, when compared to December 31, 2006. This growth was mainly derived from the acquisition of the Citibank branches in Puerto Rico.
     Borrowed funds totaled $11.6 billion at December 31, 2007, a decrease of $7 billion, or 38%, compared to December 31, 2006. This decline was principally due to the loan recharacterization transaction discussed earlier, which reduced the balance of securitized debt in the form of bond certificates to investors by approximately $3.1 billion. Also, the Corporation placed greater reliance on deposits. Several strategies were put in place by the Corporation’s banking subsidiaries to mitigate the impact of current market conditions on liquidity risk. Among the strategies implemented was the utilization of unpledged liquid assets to raise financing in the repo markets, the proceeds of which were also used to pay off unsecured borrowings. Furthermore, the reduction in borrowed funds was also impacted by the strategy to deleverage the balance sheet and not reinvest proceeds obtained from maturing securities. Refer to Notes 14 through 18 to the consolidated financial statements for additional information on the Corporation’s borrowings at December 31, 2007 and 2006. Also, refer to the Liquidity Risk section of this MD&A for additional information on the Corporation’s funding sources at December 31, 2007.
Stockholders’ Equity
Total stockholders’ equity at December 31, 2007 and December 31, 2006 was $3.6 billion. The reduction in stockholders’ equity due to the net loss for the year 2007 and to the dividend payouts was partially offset by the net impact of unrealized gains in the valuation of available-for-sale securities at year-end 2007 of $21 million, compared to unrealized losses of $155 million in year-end 2006. Refer to the consolidated statements of condition and of stockholders’ equity included in the accompanying consolidated financial statements for further information on its composition. Also, the disclosures of accumulated other comprehensive income (loss), an integral component of stockholders’ equity, are included in the consolidated statements of comprehensive income.
     The Corporation offers a dividend reinvestment and stock purchase plan for its stockholders that allows them to reinvest their quarterly dividends in shares of common stock at a 5% discount from the average market price at the time of the issuance, as well as purchase shares of common stock directly from the Corporation by making optional cash payments at prevailing market prices. During 2007, $20.2 million in additional capital was issued under the plan, compared to $16.5 million in 2006.
     The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations. At December

Table I
Capital Adequacy Data

	As of December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003

Risk-based capital:
Tier I capital	$3,361,132	$3,727,860	$3,540,270	$3,316,009	$2,834,599
Supplementary (Tier II) capital	417,132	441,591	403,355	389,638	341,840

Total capital	$3,778,264	$4,169,451	$3,943,625	$3,705,647	$3,176,439

Risk-weighted assets:
Balance sheet items	$30,294,418	$32,519,457	$29,557,342	$26,561,212	$21,384,288
Off-balance sheet items	2,915,345	2,623,264	2,141,922	1,495,948	1,411,402

Total risk-weighted assets	$33,209,763	$35,142,721	$31,699,264	$28,057,160	$22,795,690

Ratios:
Tier I capital (minimum required - 4.00%)	10.12%	10.61%	11.17%	11.82%	12.43%
Total capital (minimum required - 8.00%)	11.38	11.86	12.44	13.21	13.93
Leverage ratio*	7.33	8.05	7.47	7.78	8.00
Equity to assets	8.20	7.75	7.06	7.28	7.34
Tangible equity to assets	6.64	6.25	5.86	6.59	6.76
Equity to loans	11.79	11.66	11.01	11.55	12.28
Internal capital generation rate	(6.61)	4.48	10.93	10.82	12.84

*	All banks are required to have a minimum Tier I leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

31, 2007 and 2006, BPPR, BPNA and Banco Popular, National Association (“BP, N.A.”) were all well-capitalized. Table I presents the Corporation’s capital adequacy information for the years 2003 to 2007. Note 21 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements.
     Included within surplus in stockholders’ equity at December 31, 2007 was $374 million corresponding to a statutory reserve fund applicable exclusively to Puerto Rico banking institutions. This statutory reserve fund totaled $346 million at December 31, 2006. The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. During 2007, $28 million were transferred to the statutory reserve. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico’s Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. At December 31, 2007 and 2006, BPPR was in compliance with the statutory reserve requirement. The more relevant capital requirements applicable to the Corporation are the federal banking agencies capital requirements included in Table I.
     The average tangible equity amounted to $3.1 billion and $3.0 billion for the years ended December 31, 2007 and 2006, respectively. Total tangible equity was $2.9 billion at December 31, 2007 and $2.8 billion at the end of 2006. The average tangible equity to average tangible assets ratio for 2007 was 6.64%, compared with 6.25% in 2006.
Off-Balance Sheet Financing Entities
The Corporation, through certain subsidiaries of PFH, conducted a program of asset securitizations that involved the transfer of mortgage loans to a special purpose entity depositor, which in turn transferred those mortgage loans to different securitization trusts, thus isolating those loans from the Corporation’s assets. The securitization trusts that constituted “qualified special purpose entities” (“QSPEs”) under the provisions of SFAS No. 140 and are associated with securitizations that qualified for sale accounting under SFAS No. 140 are not consolidated in the Corporation’s financial statements. The investors in these off-balance sheet securitizations have no recourse to the Corporation’s assets or revenues. The Corporation’s creditors have no recourse to any assets or revenues of the special purpose entity depositor, or the securitization trust funds. As of December 31, 2007 and 2006, the Corporation had mortgage loans of approximately $5.4 billion and $2.3 billion, respectively, in securitization transactions that qualified for off-balance sheet treatment. These transactions had liabilities in the form of debt securities payable to investors from the assets inside each securitization trust of approximately $5.1 billion and $2.3 billion at the end of 2007 and 2006, respectively. The Corporation retained servicing responsibilities and certain subordinated interests in these securitizations in the form of residual interests. Their value is

Popular, Inc. | 2007 | Annual Report       37
subject to credit, prepayment and interest rate risks on the transferred financial assets. The servicing rights and residual interests retained by the Corporation are recorded in the statement of condition as of December 31, 2007 at fair value. Refer to the Significant U.S. Strategic Events and Critical Accounting Policies / Estimates sections in this MD&A for further information.
Risk Management
Risk identification and monitoring are key elements in overall risk management. The Corporation’s primary risk exposures are market, liquidity, credit and operational risks, all of which are discussed in the following sections.
Market Risk
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments or other assets due to changes in interest rates, currency exchange rates or equity prices. The financial results and capital levels of Popular, Inc. are constantly exposed to market risk. It is a primary responsibility of the Corporation’s Board of Directors (“the Board”) and management to ensure that the level of market risk assumed throughout all of the subsidiaries of Popular as well as on a consolidated basis, is within policy guidelines approved by the Board. The Board delegates the monitoring of this risk to the Board’s Risk Management Committee, and its management to the Market Risk Committee (“the Committee”) of Popular, Inc., which is composed of certain executive officers, and senior officers from the business, treasury and finance areas. The Committee’s primary goal is to ensure that the market risk assumed by the Corporation remains within the parameters of the Board’s policies.
Interest Rate Risk
Interest rate risk represents the exposure of the Corporation’s profitability or market value to changes in interest rates. Management considers interest rate risk (IRR) a predominant market risk in terms of its potential impact on earnings.
     The Corporation is subject to various categories of interest rate risk, including:
•	Repricing or Term Structure Risk — this risk arises due to mismatches in the timing of rate changes and cash flows from the Corporation’s assets and liabilities. For example, if assets reprice or mature at a faster pace than liabilities and interest rates are generally declining, earnings could initially decline.

•	Basis Risk — this risk involves changes in the spread relationship of the different rates that impact the Corporation’s balance sheet. This type of risk is present when assets and liabilities have similar repricing frequencies but are tied to different market interest rate indexes.

•	Yield Curve Risk — short-term and long-term market interest rates may change by different amounts; for example, the shape of the yield curve may affect new loan yields and funding costs differently.

•	Options Risk — changes in interest rates may shorten or lengthen the maturities of assets and liabilities. For example, prepayments, which tend to increase when market rates decline, may accelerate maturities for mortgage related products. In addition, call options in the Corporation’s investment portfolios may be exercised in a declining rate. Conversely, the opposite would occur in a rising interest rate scenario.
     In addition to the risks detailed above, interest rates may have an indirect impact on loan demand, credit losses, loan origination volume, the value of the Corporation’s investment securities holdings, including residual interests, gains and losses on sales of securities and loans, the value of mortgage servicing rights, and other sources of earnings.
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
     The Committee implements the market risk policies approved by the Board as well as the risk management strategies reviewed and adopted in Committee meetings. The Committee measures and monitors the level of short and long-term IRR assumed by the Corporation and its subsidiaries. It uses simulation analysis and static gap estimates for measuring short-term IRR. Duration analysis is used to quantify the level of long-term IRR assumed, and focuses on the estimated economic value of the Corporation, that is, the difference between the estimated market value of financial assets less the estimated value of financial liabilities. Due to the importance of critical assumptions in measuring market risk, the risk models incorporate third-party developed data for critical assumptions such as prepayment speeds on mortgage-related products, estimates on the duration of the Corporation’s deposits and interest rate scenarios.
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

Table J
Common Stock Performance

					Cash	Book
					Dividends	Value	Dividend		Price/	Market/
	Market Price				Declared	Per	Payout	Dividend	Earnings	Book
	High		Low		Per Share	Share	Ratio	Yield *	Ratio	Ratio

2007						$12.12	(233.89%)	4.38%	(39.26x )	87.46%
4th quarter	$12	1/2	$8	2/3	$0.16
3rd quarter	16	1/6	11	3/8	0.16
2nd quarter	17	1/2	15	5/6	0.16
1st quarter	19		15	5/6	0.16

2006						12.32	51.02	3.26	14.48	145.70
4th quarter	$19	2/3	$17	2/9	$0.16
3rd quarter	20	1/8	17	2/5	0.16
2nd quarter	22		18	1/2	0.16
1st quarter	21	1/5	19	1/2	0.16

2005						11.82	32.31	2.60	10.68	178.93
4th quarter	$24		$20	1/9	$0.16
3rd quarter	27	1/2	24	2/9	0.16
2nd quarter	25	2/3	23		0.16
1st quarter	28		23	4/5	0.16

2004						10.95	32.85	2.50	16.11	263.29
4th quarter	$28	7/8	$24	1/2	$0.16
3rd quarter	26	1/3	21	1/2	0.16
2nd quarter	22		20		0.16
1st quarter	24		21	1/2	0.14

2003						9.66	27.05	2.45	12.93	232.14
4th quarter	$23	7/9	$19	8/9	$0.14
3rd quarter	20	3/5	18	1/3	0.13
2nd quarter	20	2/5	17		0.14
1st quarter	17	1/2	16		0.10

*	Based on the average high and low market price for the four quarters.
Note: All per share data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.

Corporation as of December 31, 2007. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures. They do not incorporate possible action that could be taken to manage the Corporation’s IRR.
     The interest rate sensitivity gap is defined as the difference between earning assets and interest bearing liabilities maturing or repricing within a given time period. At December 31, 2007, the Corporation’s one-year cumulative positive gap was $3.3 billion or 8.12% of total earning assets.
     Net interest income simulation analysis performed by legal entity and on a consolidated basis is another tool used by the Corporation in estimating the potential change in future earnings resulting from hypothetical changes in interest rates. Sensitivity analysis is calculated on a monthly basis using a simulation model, which incorporates actual balance sheet figures detailed by maturity and interest yields or costs, the expected balance sheet dynamics, reinvestments, and other non-interest related data. Simulations are processed using various interest rate scenarios to estimate how sensitive future net interest income is to changes in interest rates. The asset and liability management group also performs validation procedures on various assumptions used as part of the sensitivity analysis.

Popular, Inc. | 2007 | Annual Report       39
Table K
Interest Rate Sensitivity

	As of December 31, 2007
	By Repricing Dates
			After	After	After
		Within	three months	six months	nine months		Non-interest
	0-30	31-90	but within	but within	but within	After one	bearing
(Dollars in thousands)	days	days	six months	nine months	one year	year	funds	Total

Assets:
Money market investments	$871,747	$134,072	$399	$394		$100		$1,006,712
Investment and trading securities	1,837,550	867,905	204,831	499,261	$998,672	5,575,921		9,984,140
Loans	10,700,337	2,473,069	1,447,674	1,495,593	1,017,525	12,776,804		29,911,002
Other assets							$3,509,583	3,509,583

Total	13,409,634	3,475,046	1,652,904	1,995,248	2,016,197	18,352,825	3,509,583	44,411,437

Liabilities and stockholders’ equity:
Savings, NOW, money market and other interest bearing demand accounts	2,054,835	13,595				8,341,261		10,409,691
Other time deposits	2,069,485	3,109,235	2,450,131	1,231,682	1,027,080	3,526,385		13,413,998
Federal funds purchased and assets sold under agreements to repurchase	2,704,165	1,306,568				1,426,532		5,437,265
Other short-term borrowings	1,201,067	120,100	180,812					1,501,979
Notes payable	736,410	85,827	549,453	43,060	605,763	2,600,839		4,621,352
Non-interest bearing deposits							4,510,789	4,510,789
Other non-interest bearing liabilities and minority interest							934,481	934,481
Stockholders’ equity							3,581,882	3,581,882

Total	$8,765,962	$4,635,325	$3,180,396	$1,274,742	$1,632,843	$15,895,017	$9,027,152	$44,411,437

Interest rate swaps	385,315	189,925	(105,641)	(4,728)	(204,401)	(260,470)
Interest rate sensitive gap	5,028,987	(970,354)	(1,633,133)	715,778	178,953	2,197,338
Cumulative interest rate sensitive gap	5,028,987	4,058,633	2,425,500	3,141,278	3,320,231	5,517,569
Cumulative interest rate sensitive gap to earning assets	12.30%	9.92%	5.93%	7.68%	8.12%	13.49%

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
     Based on the results of the simulation analyses as of December 31, 2007, the Corporation’s net interest income for the next twelve months is estimated to increase by $50.4 million in a hypothetical 200 basis points parallel rising rate scenario, and the change for the same period, utilizing a similar size declining rate scenario, is an estimated decrease of $44.3 million. Both hypothetical rate scenarios consider the gradual change to be achieved during a twelve-month period from the prevailing rates at December 31, 2007.
     The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third party to repay debt obligations prior to maturity. At December 31, 2007 and 2006, net discount associated with loans acquired represented less than 1% of the total loan portfolio, while net premiums associated with portfolios of AFS and HTM securities approximated 2% of these investment securities portfolios. Prepayment risk also could have a significant impact on the duration of mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios. Table L, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions, as determined by management, based on the expected interest rate scenario.
     Duration analysis measures longer-term IRR, in particular the duration of the market value of equity. It expresses in general terms the sensitivity of the market value of equity to changes in interest rates. The estimated market value of equity is obtained from the market value of the cash flows from the Corporation’s financial assets and liabilities, which are primarily payments of interest and repayments of principal. Thus, the market value of equity incorporates all expected future cash flows from net interest income as well as principal repayments, whereas other measures of IRR focus primarily on short-term net interest income.
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
     Duration of equity is evaluated by management on a monthly basis. The duration of equity at December 31, 2007 was in compliance with the Corporation’s established MVPE policy limits in a most likely interest rate scenario.
Trading
The Corporation’s trading activities are another source of market risk and are subject to policies and risk guidelines approved by the Board of Directors to manage such risks. Most of the Corporation’s trading activities are limited to mortgage banking activities and the market-making activities of the Corporation’s broker-dealer business. In anticipation of customer demand, the Corporation carries an inventory of capital market instruments and maintains market liquidity by quoting bid and offer prices to and trading with other market makers and clients. Positions are also taken in interest rate sensitive instruments, based on expectations of future market conditions. These activities constitute the proprietary trading business and are conducted by the Corporation to provide customers with securities inventory and liquidity. Also, as indicated in the Critical Accounting Policies / Estimates in this MD&A, the Corporation had $40 million in residual interests derived from PFH’s off-balance sheet securitization transactions classified as trading securities.
     Trading instruments are recognized at market value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period income. Further information on the Corporation’s risk management and trading activities is included in Note 30 to the consolidated financial statements.
     In the opinion of management, the size and composition of the trading portfolio does not represent a potentially significant source of market risk for the Corporation.
     At December 31, 2007, the trading portfolio of the Corporation amounted to $768 million and represented 2% of total assets, compared with $382 million and 1% a year earlier. Mortgage-backed securities represented 90% of the trading portfolio at the end of 2007, compared with 55% in 2006. The mortgage-backed securities are investment grade securities, all of which are rated AAA by at least one of the three major rating agencies at December 31, 2007. A significant portion of the trading portfolio is hedged against market risk by positions that offset the risk assumed. This portfolio was composed of the following at December 31, 2007:

		Weighted
(Dollars in thousands)	Amount	Average Yield*

Mortgage-backed securities	$687,754	6.32%
Commercial paper	6,331	5.69
U.S. Treasury and agencies	273	3.13
Puerto Rico and U.S. Government obligations	14,097	5.63
Interest-only strips	42,312	14.92
Other	17,188	4.47

	$767,955	6.73%

*	Not on a taxable equivalent basis.

     At December 31, 2007, the trading portfolio of the Corporation had an estimated duration of 4.0 years and a one-month value at risk (VAR) of approximately $3.6 million, assuming a confidence level of 95%. VAR is a key measure of market risk for the Corporation. VAR represents the maximum amount that the Corporation can expect to lose with 95% confidence within one month in the course of its risk taking activities. Its purpose is to describe the amount of capital needed to absorb potential losses from adverse market volatility. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates.
     The Corporation enters into forward contracts to sell mortgage-backed securities with terms lasting less than a month which are accounted for as trading derivatives. These contracts are recognized at fair value with changes directly reported in current period income. Refer to the Derivatives section that follows in this MD&A for additional information. At December 31, 2007, the fair value of these forward contracts was not significant.

Popular, Inc. | 2007 | Annual Report       41
     The Corporation does not participate in any trading activities involving commodity contracts.
Derivatives
Derivatives are used by the Corporation to protect against changes in net interest income and cash flows as part of its overall interest rate risk management strategy. Derivative instruments that the Corporation may use include, among others, interest rate swaps and caps, index options, and forward contracts. The Corporation does not use highly leveraged derivative instruments in its interest rate risk management strategy. The Corporation also enters into foreign exchange contracts and interest rate swaps and caps for the benefit of commercial customers. The Corporation economically hedges its exposure related to these commercial customer derivatives by entering into offsetting third-party contracts with approved, reputable counterparties with substantially matching terms and currencies. Refer to Note 30 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities.
     The Corporation’s derivatives activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivatives transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, hedged fixed and variable interest rate assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2007, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.
     Certain derivative contracts also present credit risk because the counterparties may not meet the terms of the contract. If a counterparty fails to perform, the Corporation’s credit risk is equal to the net fair value of the derivative contract. The Corporation minimizes credit risk through approvals, limits and monitoring procedures. The Corporation deals exclusively with counterparties that have high quality credit ratings. Further, as applicable under the terms of the master arrangements, the Corporation may obtain collateral, where appropriate, to reduce risk. The Corporation has not incurred losses from counterparty nonperformance on derivatives. Credit risk related to derivatives is not considered significant at December 31, 2007.
Cash Flow Hedges
In a cash flow hedging strategy, the Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities. The notional amount of derivatives designated as cash flow hedges as of December 31, 2007 amounted to $343 million. The cash flow hedges outstanding related to forward contracts or “to be announced” (“TBA”) mortgage-backed securities that are sold and bought for future settlement to hedge the sale of mortgage-backed securities and loans prior to securitization, had a notional amount of $143 million at December 31, 2007. The seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting.
     In conjunction with the issuance of medium-term notes, the Corporation entered into interest rate swaps to convert floating rate debt to fixed rate debt with the objective of minimizing the exposure to changes in cash flows due to higher interest rates. At December 31, 2007, these contracts had a notional amount of $200 million. Refer to Note 30 to the consolidated financial statements for additional quantitative information on these derivative contracts.
Fair Value Hedges
The Corporation did not have any outstanding derivatives designated as fair value hedges at December 31, 2007.
Trading and Non-Hedging Derivative Activities
The Corporation takes derivatives positions based on market expectations or to benefit from price differentials between financial instruments and markets. However, these derivatives instruments are mostly utilized to economically hedge a related asset or liability. Also, to a lesser extent, the Corporation may also enter into various derivatives to provide these types of products to customers. These types of free-standing derivatives are carried at fair value with changes in fair value recorded as part of the results of operations for the period.
     Following is a description of the most significant of the Corporation’s derivative activities that do not qualify for hedge accounting as defined in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (as amended). Refer to Note 30 to the consolidated financial statements for additional quantitative and qualitative information on these derivative instruments.
     During 2006 and most of 2007, the Corporation had interest rate caps in conjunction with a series of securitizations of mortgage loans in order to limit the interest rate payable to the security holders. These contracts were designated as non-hedging derivatives and were marked-to-market, thus impacting earnings. However, at the end of 2007, these caps were no longer required to be consolidated by the Corporation as a result of the recharacterization transaction described in the Significant U.S. Strategic Events section of this MD&A since they pertained to the bond certificates issued by the trust. During 2007, the Corporation recognized an increase in interest expense of $3.1 million due to unfavorable changes in fair value associated with interest rate caps, compared to $8.2 million in additional interest expense for 2006.
     At December 31, 2007, the Corporation also had outstanding $2.0 billion in notional amount of interest rate swap agreements with a negative fair value (liability) of $4.0 million, which were not designated as accounting hedges, some of which had offsetting positions. The agreements seek various strategies, including among others:
•	utilizing the instruments in the Corporation’s capacity as an intermediary on behalf of its customers;

•	economically hedging the cost of short-term borrowings;

•	economically hedging the payments on the bond certificates offered as part of an on-balance sheet securitization;

•	economically converting to a fixed-rate the cost of funding a portion of the auto loans held-in-portfolio; and

•	economically hedging the changes in fair value of loans acquired and originated prior to securitization.
     For the year ended December 31, 2007, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net decrease in earnings of approximately $11.6 million, primarily in the interest expense category of the statement of operations, compared with an earnings reduction of approximately $1.8 million in 2006 mainly in the trading profit (loss) category of the income statement. Some of the strategies for which the derivatives held by the Corporation were utilized are not expected to be employed by the Corporation in the near term or are not expected to have a significant impact during 2008. The Corporation cancelled all swaps related to the auto loans because a substantial amount of that loan portfolio was sold in December 2007. Additionally, the Corporation is no longer entering into swaps to economically hedge changes in the fair value of loans prior to securitization because that strategy was related to the operations of PFH that were exited in 2007. The Corporation has $200 million remaining in swaps that are economically hedging the cost of short-term borrowing. These swaps will mature in December 2008. Additionally, at December 31, 2007, the Corporation continued to hold an interest swap with a notional amount of $185 million that is associated with hedging the payments of bond certificates offered as part of one on-balance sheet securitization that remained outstanding at year-end 2007 because it did not qualify for recharacterization as a result of the existence of the derivative instrument. The Corporation will account for the related bond certificate at fair value upon adoption of SFAS No. 159 in 2008.
     The Corporation also enters into interest rate lock commitments (“IRLCs”) in connection with one of its subsidiary’s mortgage banking activities to fund mortgage loans at interest rates previously agreed (locked) by both the Corporation with the customer for specified periods of time. When the borrower locks its interest rate, the Corporation effectively extends a put option to the customer, whereby the customer is not obligated to enter into the loan agreement but the Corporation must honor the interest rate for the specified time period. The Corporation is exposed to interest rate risk during the period of the IRLC through the sale of the underlying loan due to changes in interest rates. These IRLCs are recognized at fair value with changes in fair value recorded in the consolidated statement of operations. Outstanding IRLCs expose the Corporation to the risk that the price of the loans associated with the commitments might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates. To protect against this risk, the Corporation utilizes forward loan sales commitments to economically hedge the risk of potential changes in the value of the loans that would result from the commitments. The Corporation expects that the changes in the fair value of these derivative instruments will offset changes in the fair value of the IRLCs. At December 31, 2007, the Corporation had outstanding IRLCs with a notional amount of $149 million and a negative fair value (liability) of $128 thousand.
     Additionally, at December 31, 2007, the Corporation had forward contracts with a notional amount of $693 million and a negative fair value (liability) of $3.2 million not designated as accounting hedges. These forward contracts are considered derivatives under SFAS No. 133 and are recorded at fair value. Subsequent changes in the value of these forward contracts are recorded in the statement of operations. These forward contracts are principally used to economically hedge the changes in fair value of mortgage loans held-for-sale and mortgage pipeline through both mandatory and best efforts forward sale agreements. These forward contracts are entered into in order to optimize the gain on sales of loans and / or mortgage-backed securities. For the year ended December 31, 2007, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to earnings of $11.2 million, which was included in the categories of trading account profit and gain on

Popular, Inc. | 2007 | Annual Report       43
sale of loans in the consolidated statement of operations. In 2006, the unfavorable impact to earnings was $1.9 million.
     Furthermore, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or to certain other equity securities or commodity indexes. The Corporation, through its Puerto Rico banking subsidiary, BPPR, offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with IRA accounts, and certificates of deposit sold through its broker-dealer subsidiary. At December 31, 2007, these deposits amounted to $187 million, or less than 1% of the Corporation’s total deposits. In these certificates, the customer’s principal is guaranteed by BPPR and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.
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
     The purchased option contracts are initially accounted for at cost (i.e., amount of premium paid) and recorded as a derivative asset. The derivative asset is marked-to-market on a monthly basis with changes in fair value charged to earnings. The deposits are hybrid instruments containing embedded options that must be bifurcated in accordance with SFAS No. 133. The initial value of the embedded option (component of the deposit contract that pays a return based on changes in the applicable indexes) is bifurcated from the related certificate of deposit and is initially recorded as a derivative liability and a corresponding discount on the certificate of deposit is recorded. Subsequently, the discount on the deposit is accreted and included as part of interest expense while the bifurcated option is marked-to-market with changes in fair value charged to earnings. The purchased option contracts are marked-to-market on a quarterly basis.
     The purchased index options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting in accordance with the provisions of SFAS No. 133 and therefore cannot be designated as accounting hedges. At December 31, 2007, the notional amount of the index options on deposits approximated $211 million with a fair value of $46 million (asset) while the embedded options had a notional value of $187 million with a fair value of $44 million (liability).
     Refer to Note 30 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2007 and 2006.
Foreign Exchange
The Corporation conducts business in certain Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds interests in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency. The resulting foreign currency translation adjustment, from operations for which the functional currency is other than the U.S. dollar, is reported in accumulated other comprehensive loss in the consolidated statements of condition, except for highly-inflationary environments in which the effects are included in other operating income in the consolidated statements of operations.
     During the year ended December 31, 2006, approximately $0.8 million in net remeasurement gains on the investments held by the Corporation in the Dominican Republic were reflected in other operating income instead of accumulated other comprehensive loss. In 2007, the Corporation ceased to consider the Dominican Republic as a “highly inflationary economy” and as such, the foreign currency translation adjustment was reported as part of other comprehensive loss. Refer to the consolidated statement of comprehensive income in the financial statements for related amounts corresponding to the year 2007.
     At December 31, 2007, the Corporation had approximately $35 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss, compared to unfavorable adjustments of $37 million at December 31, 2006 and $36 million at December 31, 2005.
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
     The Corporation has established policies and procedures to assist it in remaining sufficiently liquid to meet all of its financial obligations, finance expected future growth and maintain a reasonable safety margin for cash commitments under both normal operating conditions and unsettled market environments.
Liquidity, Funding and Capital Resources
The U.S. credit markets have been marked by unprecedented instability and disruption since the beginning of the third quarter of 2007, making most funding activities much more challenging for financial institutions. Credit spreads have widened significantly and rapidly, as many investors allocated their funds to only the highest-quality financial assets such as U.S. government securities. The result of these actions by market participants made it more difficult for corporate borrowers to raise financing in the credit markets and reduced the value of most financial assets except the highest-quality obligations.
     Several sectors have been significantly impacted, including the money markets, the corporate debt market and more recently, the municipal securities and student loan markets. A primary catalyst of the market disruptions has been an abrupt shift by investors away from non-government securities into U.S. Government obligations, and the unwillingness to assume many types of risk.
     The Corporation has historically financed a portion of its business in the money and corporate bond markets, both of which have been affected by financial market developments since the beginning of the third quarter of 2007. As it became more challenging to raise financing in the capital markets, the Corporation’s management took actions to reduce the use of borrowings to finance its businesses and thus ensure access to stable sources of liquidity. These actions, which are explained below, included, for example, replacing short-term unsecured borrowings with deposits and increasing secured lines of credit.
     The Corporation’s liquidity position is closely monitored on an ongoing basis. Management believes that its current sources of liquidity are adequate to meet the funding needs in the normal course of business. Sources of liquidity include both those available to the banking affiliates and to a lesser extent, those expected to be available with third party providers. The former include access to stable base of core deposits and secured sources of credit. The latter include credit lines and anticipated debt offerings in the capital markets. In addition to these, asset sales can be a source of liquidity to the Corporation. Even if some of these alternatives may not be available temporarily, it is expected that in the normal course of business, our funding sources are adequate.
     The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities. A more detailed description of the Corporation’s borrowings and available lines of credit, including its terms, is included in Notes 14 through 18 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.
Banking Subsidiaries
Primary sources of funding for the Corporation’s banking subsidiaries (BPPR, BPNA and BP,N.A., or “the banking subsidiaries”) include retail and commercial deposits, purchased funds, institutional borrowings, and to a lesser extent, loan sales. The principal uses of funds for the banking subsidiaries include loan and investment portfolio growth, repayment of obligations as they become due, dividend payments to the holding company, and operational needs. In addition, the Corporation’s banking subsidiaries maintain borrowing facilities with the Federal Home Loan Banks (“FHLB”) and at the discount window of the Federal Reserve Bank of New York (“FED”), and have a considerable amount of collateral that can be used to raise funds under these facilities. Borrowings from the FHLB or the FED discount window require the Corporation to post securities or whole loans as collateral. The banking subsidiaries must maintain their FHLB memberships to continue accessing this source of funding.
     To mitigate exposure to funding risk for the banking subsidiaries in the current environment, concrete steps have been taken by management to reduce the need to access the money markets for financing, including relying more on deposits than borrowings.
Deposits
Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to

Popular, Inc. | 2007 | Annual Report       45
changes in market rates. Core deposits are generated from a large base of consumer, corporate and institutional customers.
     Total deposits at the Corporation increased from $24.4 billion at December 31, 2006 to $28.3 billion at December 31, 2007, an increase of $3.9 billion or 16%. As indicated previously in this MD&A, the growth in deposits was impacted by the acquisition of the Citibank retail branches in Puerto Rico and by measures taken in the fourth quarter of 2007 to raise brokered certificates of deposit in the U.S. national CD market.
     Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. As indicated in the glossary, for purposes of defining core deposits, the Corporation excludes brokered certificates of deposits with denominations under $100,000.
     Core deposits totaled $20.1 billion, or 71% of total deposits, at December 31, 2007, compared to $19.1 billion and 78% at December 31, 2006. Core deposits financed 49% of the Corporation’s earning assets at December 31, 2007 compared to 44% at December 31, 2006.
     Certificates of deposit with denominations of $100,000 and over at December 31, 2007 totaled $5.3 billion, or 19% of total deposits. Their distribution by maturity was as follows:

(In thousands)

3 months or less	$2,839,025
3 to 6 months	859,462
6 to 12 months	664,980
Over 12 months	914,223

$5,277,690

     The Corporation had $3.1 billion in brokered certificates of deposit at December 31, 2007, which represented 11% of its total deposits, compared to $866 million and 4% at December 31, 2006. Approximately 2% of the brokered certificates of deposit outstanding at December 31, 2007 are callable, but only at the option of the Corporation. Brokered certificates of deposit, which are typically sold through an intermediary to small retail investors, provide access to longer-term funds that are available in the market area and provide the ability to raise additional funds without pressuring retail deposit pricing. In the event that any of the Corporation’s banking subsidiaries fall under the regulatory capital ratios of a well-capitalized institution, that banking subsidiary faces the risk of not being able to raise brokered deposits. Each of the Corporation’s banking subsidiaries were considered well-capitalized at December 31, 2007. One of the strategies followed by management in response to the unprecedented market disruptions described above, was the utilization of brokered certificates of deposit to replace uncommitted lines of credit.
     Average deposits for the year ended December 31, 2007 represented 58% of average earning assets, compared with 52% and 51% for the years ended December 31, 2006 and 2005, respectively. Table M summarizes average deposits for the past five years.
     The Corporation’s ability to compete successfully in the marketplace for deposits depends on various factors, including pricing, service, convenience and financial stability as reflected by operating results and credit ratings (by nationally recognized credit rating agencies). Although a downgrade in the credit rating of the Corporation may impact its ability to raise deposits or the rate it is required to pay on such deposits, management does not believe that the impact should be material. Deposits at all of the Corporation’s banking subsidiaries are federally insured and this is expected to mitigate the effect of a downgrade in credit ratings.
Borrowings
Liquidity on the liability side is also generated through the ability to obtain wholesale funding through a variety of sources, including advances from FHLB, federal funds purchased, repurchase agreements whereby investment securities and loans are pledged as collateral, and advances under lines of credit with correspondent banks, among other sources.
     Borrowings at the banking subsidiaries, excluding intercompany balances between the three entities, amounted to $6.2 billion at December 31, 2007, compared with $8.1 billion at December 31, 2006.
     The use of borrowings was decreased substantially at the banking subsidiaries during 2007. Management decided to eliminate the use of unsecured short-term borrowings, primarily by raising deposits. Another strategy implemented by management during the second half of 2007 included the utilization of unpledged liquid assets to raise financing in the repo markets, the proceeds of which were also used to pay off unsecured borrowings. Short-term unsecured borrowings at the banking subsidiaries excluding intercompany balances between the three entities were reduced from $3.8 billion at December 31, 2006 to $626 million at December 31, 2007, which represents a decrease of $3.2 billion or 84%. Outstanding repurchase agreements at the banking subsidiaries, also excluding the intercompany balances between the three entities, were $3.8 billion at December 31, 2007, an increase of $384 million or 11%, when compared to December 31, 2006.
     The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB at competitive prices. At December 31, 2007, the banking subsidiaries had short-term and long-term credit facilities authorized with the FHLB aggregating $2.6 billion based on assets pledged with the FHLB at that date. Outstanding borrowings under these credit facilities totaled $1.7 billion at December 31, 2007, compared with $781 million at year-end

2006. Such advances are collateralized by securities and mortgage loans and do not have restrictive covenants. Refer to Note 17 to the consolidated financial statements for additional information.
     At December 31, 2007, the banking subsidiaries had a borrowing capacity at the FED discount window of approximately $3.0 billion, which remained unused, compared with $2.9 billion at December 31, 2006. This facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.
Bank Holding Companies
The principal sources of funding for the holding companies have included dividends received from its banking and non-banking subsidiaries and proceeds from the issuance of medium-term notes, commercial paper, junior subordinated debentures and equity. Banking laws place certain restrictions on the amount of dividends a bank may make to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation’s ability to meet its cash obligations. The principal uses of these funds include the repayment of maturing debt, dividend payments to shareholders and subsidiary funding through capital or debt.
     The Corporation’s bank holding companies (“BHCs”, Popular, Inc., Popular North America and Popular International Bank, Inc.) have borrowed in the money markets and the corporate debt market primarily to finance their non-banking subsidiaries. The recent restructuring and asset sales related to the Corporation’s U.S. non-banking business will substantially reduce the BHC’s need for capital markets borrowings in the future. However, it may pursue such transactions if market conditions are sufficiently favorable, to sell assets or refund maturing debt.
     Current conditions have made market access more uncertain. As an alternative to capital markets financing, the Corporation worked on several initiatives to ensure that adequate funding sources are available, notwithstanding potential market conditions.
     At December 31, 2007, the BHCs had borrowings (excluding intercompany balances) maturing as indicated in the table below:

(In thousands)

2008	$1,736,802
2009	914,843
2010	2,000
2011	1,000
2012 and thereafter	1,123,305

$3,777,950

     The BHCs renewed a revolving credit agreement in October 2007. This facility was used as backup for the Corporation’s commercial paper program, which was a source of short-term funding. Due to adverse market conditions, the size of the facility was reduced from $555 million at December 31, 2006 to $235 million in October 2007. In December 2007, the entire balance of commercial paper outstanding backed-up by this facility was repaid and the revolving credit facility was terminated.
     During the fourth quarter of 2007, the Corporation successfully completed a capital markets-based financing and issued $275 million of its 6.85% senior notes maturing in December 2012. These funds were used to repay short-term borrowings. Also, the Corporation successfully negotiated a committed credit facility with a leading global banking institution, whereby the Corporation can borrow up to $500 million secured by PFH loans eligible per terms under the credit line agreement. This credit line is intended to serve as a contingent source of readily-available liquidity, and matures in November 2008.
     The BHCs have additional sources of liquidity available, in the form of credit facilities available from affiliate banking subsidiaries and third party providers, as well as dividends that can be paid by the subsidiaries and assets that could be sold or financed.
Non-banking subsidiaries
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
     The Corporation, as a result of previously announced U.S. restructuring initiatives and expected asset sales, has exited its PFH non-banking lending businesses. Consequently, what will remain is primarily a discontinued business line, principally with a portfolio of mortgage and consumer loans which is running off. The financing required for this remaining business is expected to be minimal.
     Any operating cash needs that may be required by the discontinued business are expected to be provided by funding from affiliates. Additional sources of liquidity can be provided by asset sales and secured financings.
     The Corporation, acting as servicer in certain securitization transactions, is required under certain servicing agreements to advance its own funds to meet contractual remittance requirements for investors, process foreclosures and pay property taxes and insurance premiums. Funds are also advanced to maintain and market real estate properties on behalf of investors. As the servicer, the Corporation is required to advance funds only to the extent that it believes the advances are recoverable. The advances have the highest standing in terms of repayment priority over payments made to bondholders of each securitization trust. Servicing advance requirements have increased in 2007 primarily as a result of slower prepayment rates and higher delinquency levels. The Corporation funds these advances from several internal and external funding sources.
Other Funding Sources
The Corporation may also raise funding through approved, but uncommitted revolving lines of credit or federal funds lines with authorized counterparties. These lines are available at the option of the counterparty.
     The investment securities portfolio provides an additional source of liquidity, which may be created through either securities sales or repurchase agreements. The Corporation’s portfolio consists primarily of liquid U.S. Treasury and government

Popular, Inc. | 2007 | Annual Report     47
Table L
Maturity Distribution of Earning Assets

	As of December 31, 2007
	Maturities
		After one year
		through five years		After five years
		Fixed	Variable	Fixed	Variable
	One year	interest	interest	interest	interest
(In thousands)	or less	rates	rates	rates	rates	Total

Money market securities	$1,006,712					$1,006,712
Investment and trading securities	3,808,688	$3,494,566	$128,169	$2,302,180		9,733,603
Loans:
Commercial	5,199,899	2,602,186	2,691,172	1,289,815	$1,902,719	13,685,791
Construction	1,260,830	21,734	631,303	15,219	12,286	1,941,372
Lease financing	480,569	674,842		9,028		1,164,439
Consumer	3,033,168	1,710,400	398,694	200,086	342,252	5,684,600
Mortgage	2,830,252	1,721,474	339,714	2,217,324	326,036	7,434,800

Total	$17,620,118	$10,225,202	$4,189,052	$6,033,652	$2,583,293	$40,651,317

Notes:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation, are not included in this table.

Loans held-for-sale have been allocated according to the expected sale date.

sponsored agency securities that can be used to raise funds in the repo markets. At December 31, 2007, the investment and trading securities portfolios, as shown in Table L, totaled $9.7 billion, of which $3.8 billion, or 39%, had maturities of one year or less. Mortgage-related investments in Table L are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to having sufficient available un-pledged collateral at the time the transactions are to be consummated. The Corporation’s un-pledged investment and trading securities, excluding other investment securities, amounted to $1.9 billion as of December 31, 2007. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets.
     Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, have secondary markets which the Corporation may use. The maturity distribution of the loan portfolio as of December 31, 2007 is presented in Table L. As of that date, $12.8 billion or 43% of the loan portfolio was expected to mature within one year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.
     Another potential source of funding is the issuance of shares of common or preferred stock, or hybrid securities.
Risks to Liquidity
The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of an extended economic slowdown in Puerto Rico, the credit quality of the Corporation could be affected and, as a result of higher credit costs, profitability may decrease. The substantial integration of Puerto Rico with the U.S. economy may limit the probability of a prolonged recession in Puerto Rico, but a U.S. recession, concurrently with a slowdown in Puerto Rico, may make a recovery in the local economic cycle more challenging.
     Factors that the Corporation does not control, such as the economic outlook of its principal markets and regulatory changes, could affect its ability to obtain funding. In order to prepare for the possibility of such a scenario, management has adopted contingency plans for raising financing under stress scenarios when important sources of funds that are usually fully available, are temporarily unavailable. These plans call for using alternate funding mechanisms such as the pledging or securitization of certain asset classes and accessing committed credit lines and loan facilities put in place with the FHLB, leading commercial banks and the FED. The Corporation has a substantial amount of assets available for raising funds through these channels and is confident that it has adequate alternatives to rely on under a scenario where some primary funding sources are temporarily unavailable.
     Total lines of credit outstanding are not necessarily a measure of the total credit available on a continuing basis. Certain of these

Table M
Average Total Deposits

	For the Year
						Five-Year
(Dollars in thousands)	2007	2006	2005	2004	2003	C.G.R.

Non-interest bearing demand deposits	$4,043,427	$3,969,740	$4,068,397	$3,918,452	$3,495,099	4.62%

Savings accounts	5,697,509	5,440,101	5,676,452	5,407,600	5,190,527	3.60
NOW, money market and other interest bearing demand accounts	4,429,448	3,877,678	3,731,905	2,965,941	2,550,480	12.10

Certificates of deposit:
Under $100,000	3,949,262	3,768,653	3,382,445	3,067,220	2,877,946	7.05
$100,000 and over	5,928,983	4,963,534	4,266,983	3,144,173	2,881,836	15.23

Certificates of deposit	9,878,245	8,732,187	7,649,428	6,211,393	5,759,782	11.52

Other time deposits	1,520,471	1,244,426	1,126,887	905,669	762,080	15.10

Total interest bearing deposits	21,525,673	19,294,392	18,184,672	15,490,603	14,262,869	9.37

Total deposits	$25,569,100	$23,264,132	$22,253,069	$19,409,055	$17,757,968	8.53%

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
     In December 2007, Moody’s Investor Service (“Moodys”) downgraded by one notch to “A3”, the senior debt rating of the Corporation and reduced the short-term rating to “P-2”. The ratings were put on “watch negative”, which implies that within a short period of time there was the possibility of an additional downgrade. The funding challenges at the bank holding company as well as the profitability of the U.S. business were given as the primary concerns underlying the downgrades.
     In January 2008, Moodys upgraded the ratings outlook to “stable” and removed the ratings watch which had been in effect. Initiatives executed by management to address the bank holding companies’ funding challenges were cited as prompting the change, although the profitability of the U.S. business continues to be a ratings concern.
     After the end of the third quarter of 2007, Fitch Ratings reduced the short-term credit rating of Popular, Inc. and Popular North America, Inc. to “F-2” from “F-1”, and placed their long-term senior debt rating of “A-” on negative rating watch. Fitch Ratings mentioned that the rating actions reflected credit quality pressures from our sub-prime loan exposure as well as a more difficult environment for bank holding company funding. In both cases, Fitch Ratings maintained that it believes that both situations are challenging but manageable.
     In January 2008, Fitch Ratings announced that it was affirming the Corporation’s senior debt rating at “A-” as well as removing the rating from “watch negative”. The outlook was maintained “negative”. Management actions related to bank holding company liquidity were highlighted by the agency as underlying the removal of the “watch”, but U.S. business profitability concerns have kept the ratings outlook negative, until these challenges are resolved.
     Standard & Poor’s Rating Services (“S&P”) currently rates our debt “BBB+” for long-term debt and “A-2” for short-term obligations, both with a stable outlook.
     Credit ratings are an important factor in accessing the credit markets. Even though the Corporation is currently several notches above the investment-grade threshold with each of the rating agencies, the possibility of ratings downgrades can affect our ability to raise unsecured financing at competitive rates.

Popular, Inc. | 2007 | Annual Report     49
     The Corporation and BPPR’s debt ratings at December 31, 2007 were as follows:

	Popular, Inc.		BPPR
	Short-term	Long-term	Short-term	Long-term
	debt	debt	debt	debt

Fitch	F-2	A-	F-1	A-
Moody’s	P-2	A3	P-1	A2
S&P	A-2	BBB+	A-2	A-

     The ratings above are subject to revisions or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.
     Some of the Corporation’s borrowings and deposits are subject to “rating triggers”, contractual provisions that accelerate the maturity of the underlying obligations in the case of a change in rating. Therefore, the need for the Corporation to raise funding in the marketplace could increase more than usual in the case of a rating downgrade. The amount of obligations subject to rating triggers that could accelerate the maturity of the underlying obligations was $38 million at December 31, 2007.
     In the course of borrowing from institutional lenders, the Corporation has entered into contractual agreements to maintain certain levels of debt, capital and asset quality, among other financial covenants. If the Corporation were to fail to comply with those agreements, it may result in an event of default. Such failure may accelerate the repayment of the related obligations. An event of default could also affect the ability of the Corporation to raise new funds or renew maturing borrowings. At December 31, 2007, the Corporation had $215 million in outstanding obligations subject to covenants, including those which are subject to rating triggers. At December 31, 2007, one of the Corporation’s U.S. subsidiaries was not complying with a particular covenant with respect to one credit facility. A written waiver was obtained. Obligations outstanding under this credit facility approximated $87 million at December 31, 2007, and was paid in full in February 2008.
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
     At December 31, 2007, the aggregate contractual cash obligations including purchase obligations and borrowings maturities were:

	Payments Due by Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Certificates of deposit	$9,911	$2,534	$854	$115	$13,414
Fed funds and repurchase agreements	4,038	237	763	399	5,437
Other short-term borrowings	1,502				1,502
Long-term debt	1,490	1,302	654	1,175	4,621
Purchase obligations	170	67	29	9	275
Annual rental commitments under operating leases	49	74	55	203	381
Capital leases	1	3	3	19	26

Total contractual cash obligations	$17,161	$4,217	$2,358	$1,920	$25,656

     Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2007, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases to secure favorable pricing concessions, the Corporation has committed to contracts that may extend for several years.
     As of December 31, 2007, the Corporation’s liability on its pension and postretirement benefit plans amounted to $164.0 million. During 2008, the Corporation expects to contribute $5.7 million to the pension and benefit restoration plans, and $6.3 million to the postretirement benefit plan to fund current benefit payment requirements. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 24 to the consolidated financial statements for further information on these plans. Management believes the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition.
     As of December 31, 2007, the liability for uncertain tax positions, excluding associated interest and penalties, was $22.2 million pursuant to FIN No. 48, which was described in the Critical Accounting Policies section. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty. Under the statute of limitation, the liability for uncertain tax positions expire as follows: 2008 - $2.3 million, 2009 - $4.2 million, 2010 - $4.4 million, 2011 - $5.9 million and 2012 - $5.4 million.
     A number of business and asset acquisition agreements to which the Corporation is a party may require the Corporation to make contingent payments in future years if certain predetermined goals, such as revenue or loan origination targets, are achieved within a specified time. Management estimates that the maximum future payments under these agreements at December 31, 2007 approximated $5.8 million.
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
     At December 31, 2007 the contractual amounts related to the Corporation’s off-balance sheet lending and other activities were:

	Amount of Commitment – Expiration Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Commitments to extend credit	$6,240	$1,149	$370	$151	$7,910
Commercial letters of credit	25	1	—	—	26
Standby letters of credit	145	27	2	—	174
Commitments to originate mortgage loans	95	18	—	—	113
Unfunded investment obligations	—	7	—	32	39

Total	$6,505	$1,202	$372	$183	$8,262

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
     The Corporation is a member of the Visa USA network through its subsidiary BPNA. On October 3, 2007, the Visa organization completed a series of restructuring transactions to combine its affiliated operating companies, including Visa USA, under a single holding company, Visa, Inc. As a result of Visa’s restructuring, the Corporation’s membership interest in Visa USA was exchanged for an approximately 0.00874% equity interest in Visa Inc. Class USA stock. On November 11, 2007, Visa Inc. filed a registration statement with the Securities and Exchange Commission for the offer and sale of its common stock to the public. Visa has disclosed that it plans to use the proceeds from its initial public offering to partially redeem Visa USA members’ equity interests and to fund the settlement of certain Visa USA related litigation.
     Pursuant to the Visa USA bylaws, BPNA is obligated to indemnify Visa, Inc. for certain losses. On October 3, 2007, a Loss Sharing Agreement (“LSA”) became effective which reaffirmed the Corporation’s obligation to indemnify Visa, Inc. for potential future settlement of certain litigation. The Corporation’s indemnification obligation is limited to its 0.00874% proportionate equity interest in Visa USA. The Corporation recorded an estimated liability related to its obligation to indemnify Visa for covered litigation of $223 thousand as of December 31, 2007.
     If the Visa initial public offering is successfully completed, the Corporation is expected to receive cash in partial redemption of its equity interest currently carried at zero value. Further, management expects that the indemnification obligation to Visa will be reduced when Visa either disburses funds for negotiated settlements, or funds an escrow account designated for settlement of covered litigation. Management expects that the gain to be realized from redemption of Visa shares will more than exceed the indemnification obligations recorded to date.
     BPPR is a member of Visa International, as such is not impacted by the indemnification obligation.
     Refer to the notes to the consolidated financial statements for further information on the Corporation’s contractual obligations, commercial commitments, and derivative contracts.
Credit Risk Management and Loan Quality
Credit risk represents the possibility of loss from the failure of a borrower or counterparty to perform according to the terms of a credit-related contract. Credit risk arises primarily from the Corporation’s lending activities, as well as from other on- and off-balance sheet credit instruments. Credit risk management is

Popular, Inc. | 2007 | Annual Report     51
based on analyzing the creditworthiness of the borrower, the adequacy of underlying collateral given current events and conditions, and the existence and strength of any guarantor support.
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
     At December 31, 2007, the Corporation’s credit exposure was centered in its $29.9 billion total loan portfolio, which represented 73% of its earning assets. The portfolio composition for the last five years is presented in Table G.
     The Corporation’s Credit Strategy Committee (“CRESCO”) oversees all credit-related activities and is responsible for managing the Corporation’s overall credit exposure and developing credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through the CRESCO, management reviews asset quality ratios, trends and forecasts, problem loans, evaluates the provision for loan losses and assesses the methodology and adequacy of the allowance for loan losses on a monthly basis. The analysis of the allowance adequacy is presented to the Risk Management Committee of the Board of Directors for review, consideration and ratification on a quarterly basis.
     The Corporation also has a Corporate Credit Risk Management Division (“CCRMD”), which is centralized and independent of the lending function. It oversees the credit risk rating system and reviews the adequacy of the allowance for loan losses in accordance with generally accepted accounting principles (“GAAP”) and regulatory standards. In addition, there is a Credit Risk Management (“CRM”) function at the Corporation’s Puerto Rico and U.S. mainland operations. The CCRMD’s functions include managing and controlling the Corporation’s credit risk, which is accomplished through various techniques applied at different stages of the credit-granting process. A CRM representative, who is a permanent member of the Executive Credit Committee, oversees adherence to policies and procedures established for the initial underwriting of the credit portfolio. Also, the CRM performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and / or geographic regions. The CRM strives to identify problem loans early and has specialized workout officers, who are independent of the originating unit, that handle substantially all commercial loans which are past due over 90 days, have filed bankruptcy, or are considered problem loans based on their risk profile.
     The Corporation also has a Credit Process Review Group within the CRM, which performs annual comprehensive credit process reviews of several middle markets, construction, asset-based and corporate banking lending groups in BPPR. This group evaluates the credit risk profile of each originating unit along with each unit’s credit administration effectiveness, including the assessment of the risk rating representative of the current credit quality of the loans, and the evaluation of collateral documentation. The monitoring performed by this group contributes to assess compliance with credit policies and underwriting standards, determine the current level of credit risk, evaluate the effectiveness of the credit management process and identify control deficiencies that may arise in the credit-granting process. Based on its findings, the Credit Process Review Group recommends corrective actions, if necessary, that help in maintaining a sound credit process. CCRMD has contracted an outside loan review firm to perform the credit process reviews in the U.S. mainland operations. The CCRMD and CRM participate in defining the review plan with the outside loan review firm and actively participate in the discussions of the results of the loan reviews with the business units. The CRM may periodically review the work performed by the outside loan review firm. CRM reports the results of the loan process reviews to the Audit Committee of the Corporation’s Board of Directors. Beginning in 2008, the loan review function for the U.S. mainland operations will have an internal officer in charge of this process. The loan review plan for 2008 will be conducted by this internal resource in a joint effort with the outside loan review firm.
     The Corporation issues certain credit-related off-balance sheet financial instruments including commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. For these financial instruments, the contract amount represents the credit risk associated with failure of the counterparty to perform in accordance with the terms and conditions of the contract, and the decline in value of the underlying collateral. The credit risk associated with these financial instruments varies depending on the counterparty’s creditworthiness and the value of any collateral held. Refer to Note 28 to the consolidated financial statements and to the Contractual Obligations and Commercial Commitments section of this MD&A for the Corporation’s involvement in these credit-related activities.
     The Corporation is also exposed to credit risk by using derivative instruments, but manages the level of risk by only dealing with counterparties of good credit standing, entering into master netting agreements whenever possible and, when appropriate, obtaining collateral. Refer to Note 30 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities.
     The Corporation manages the exposure to a single borrower, industry or product type through participations and loan sales. The Corporation maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.
     The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses, as well as corporate borrowers engaged in a wide variety of industries. Only 327 of these commercial lending relationships have credit relations with an aggregate exposure of $10 million or more. Highly leveraged transactions and credit facilities to finance speculative real estate ventures are minimal, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits.
     The Corporation has made a substantial number of loans to subprime borrowers mainly through its subsidiary PFH. The actual rates of delinquencies, foreclosures and losses on these loans could be higher during economic slowdowns. Rising unemployment, higher interest rates or declines in housing prices tend to have a greater negative effect on the ability of such borrowers to repay their mortgage loans. All the factors mentioned above also impact the value of residual interests created as a result of off-balance sheet securitizations conducted through PFH. Refer to the Overview of Mortgage Loan Exposure section for further information.
Geographical and Government Risk
The Corporation is also exposed to geographical and government risk. The Corporation’s assets and revenue composition by geographical area and by business segment is presented in Note 32 to the consolidated financial statements.
     A significant portion of the Corporation’s financial activities and credit exposure is concentrated in Puerto Rico. Consequently, its financial condition and results of operations are dependent on the Island’s economic conditions. An extended economic slowdown or recessionary cycle, adverse political or economic developments in Puerto Rico or natural disasters, such as hurricanes affecting the Island, could result in a downturn in loan originations, an increase in the level of non-performing assets, an increase in the rate of foreclosure loss on mortgage loans and a reduction in the value of the Corporation’s loans and loan servicing portfolio, all of which would adversely affect the Corporation’s profitability and financial condition.
     The economy of Puerto Rico continued deteriorating during 2007. The weak fiscal position of the P.R. Government and strained consumer finances, which were impacted by the effects of rising unemployment rates, oil prices, utilities and taxes, among others, affected the P.R. economy considerably. The current state of the economy and uncertainty in the private and public sectors has had an adverse effect on the credit quality of the Corporation’s loan portfolios. A prolonged economic slowdown, which has led to a recessionary cycle could cause those adverse effects to continue, as delinquency rates may continue to increase in the short-term until more sustainable growth resumes.
     Even though Puerto Rico’s Government and many of its instrumentalities are investment-grade rated borrowers in the U.S. capital markets, the current fiscal situation of the Puerto Rico (“P.R. Government”) led nationally recognized rating agencies to downgrade the credit rating of the P.R. Government’s debt obligations during 2006. In November 2007, Moody’s changed the outlook of the P.R. Government’s credit ratings to “stable” from “negative”. In justifying its change in outlook, Moody’s recognized the progress the P.R. Government has made in addressing the fiscal challenges it has faced in recent years. In particular, it mentioned the controls imposed on public spending and the implementation of the sales tax as two favorable developments. The rating agencies have maintained the negative outlook for the Puerto Rico obligation bonds. Factors, such as the government’s ability to implement meaningful steps to curb operating expenditures, improve managerial and budgetary controls, and eliminate the government’s reliance on loans from the Government Development Bank of Puerto Rico to cover budget deficits, will be key determinants of future rating changes.
     At December 31, 2007, the Corporation had $1.0 billion of credit facilities granted to or guaranteed by the P.R. Government and its political subdivisions, of which $150 million were uncommitted lines of credit. Of these total credit facilities granted, $914 million in loans were outstanding at December 31, 2007. A substantial portion of the Corporation’s credit exposure to the Government of Puerto Rico are either collateralized loans or obligations that have a specific source of income or revenues identified for its repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain

Popular, Inc. | 2007 | Annual Report     53
revenues from rates charged for services or products, such as water and electric power utilities. Public corporations have varying degrees of independence from the Central Government and many receive appropriations or other payments from it. The Corporation also has loans to various municipalities for which the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. Another portion of these loans consists of special obligations of various municipalities that are payable from the basic real and personal property taxes collected within such municipalities. The good faith and credit obligations of the municipalities have a first lien on the basic property taxes.
     Furthermore, as of December 31, 2007, the Corporation had outstanding $178 million in Obligations of Puerto Rico, States and Political Subdivisions as part of its investment portfolio. Refer to Notes 6 and 7 to the consolidated financial statements for additional information. Of that total, $155 million was exposed to the creditworthiness of the P.R. Government and its municipalities. Of that portfolio, $55 million was in the form of Puerto Rico Commonwealth Appropriation Bonds, which are currently rated Ba1, one notch below investment grade, by Moody’s, while Standard & Poor’s Rating Services (“S&P”) rates them as investment grade. At December 31, 2007, the Appropriation Bonds represented approximately $1.8 million in unrealized losses in the Corporation’s portfolio of investment securities available-for-sale. The Corporation is closely monitoring the political and economic situation of the Island and evaluates the portfolio for any declines in value that management may consider being other-than-temporary. Management has the intent and ability to hold these investments for a reasonable period of time or up to maturity for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
     As further detailed in Notes 6 and 7 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government sponsored entities. In addition, $134 million of residential mortgages and $352 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2007.
Overview of Mortgage Loan Exposure
Deteriorating conditions in the U.S. mainland housing market and, to a lesser extent, in Puerto Rico accelerated throughout 2007. As many lenders have been forced out of business or have severely curtailed their operations and most remaining lenders have increased nonconforming mortgage interest rates and tightened underwriting standards, many borrowers, particularly subprime borrowers and borrowers in markets with declining housing prices, have been unable to refinance existing loans. Borrowers in markets with declining housing prices may find themselves unable to refinance their loans, as a result of diminished equity in their homes.
     In a stressed housing market with increasing delinquencies and declining housing prices, such as currently exists, the adequacy of collateral securing the loan becomes a much more important factor in determining future loan performance, as a borrower with more equity in the property has a greater vested interest in keeping the loan current than a borrower with little to no equity in the property. Also, in the event that the Corporation has to foreclose on a property, the extent to which the outstanding balance on the loan exceeds the collateral value will determine the severity of loss.
     The residential mortgage loan origination business has historically been cyclical, with periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. Because the Corporation made loans to borrowers that have FICO® scores of 660 or below, the actual rates of delinquencies, foreclosures and losses on these loans could be higher during economic slowdowns. Rising unemployment, higher interest rates, declines in housing prices and an overall tightening of credit standards by lenders tend to have a greater negative effect on the ability of such borrowers to repay their mortgage loans.
     The following table provides information on the Corporation’s mortgage loan exposure for loans held-in-portfolio, (thus excluding loans held-for-sale) at December 31, 2007. Subprime mortgage loans refer to mortgage loans made to individuals with a FICO® score of 660 or below. FICO® scores are used as an indicator of the probability of default for loans.

	Prime	Subprime
(In billions)	loans	loans	Total

Banco Popular de Puerto Rico	$1,119	$1,236	$2,355
Banco Popular North America	510	1,199	1,709
Popular Financial Holdings:
- Owned-in-trust	57	229	286
- Owned — originated through wholesale channels (“centralized”)	199	716	915
- Owned — originated through consumer branches	74	69	143

Sub-total	$1,959	$3,449	5,408
Other not classified as prime or subprime loans			663

Total Popular, Inc.			$6,071

     Mortgage loans held-in-portfolio that are considered subprime under the above definition for the Banco Popular de Puerto Rico reportable segment approximated 42% of its total mortgage loans held-in-portfolio as of December 31, 2007. The Corporation, however, believes that the particular characteristics of BPPR’s subprime portfolio limit its exposure under current market conditions. BPPR’s loans are fixed-rate fully amortizing, full-

documentation loans that do not have the level of layered risk associated with subprime loans offered by certain major U.S. mortgage loan originators. Deteriorating economic conditions have impacted the mortgage delinquency rates in Puerto Rico increasing the levels of non-accruing mortgage loans. However, BPPR has not to date experienced significant increases in losses. The annualized ratio of mortgage loans net charge-offs to average mortgage loans held-in-portfolio for this subprime portfolio was 0.04% for the year ended December 31, 2007.
     BPNA’s mortgage loans held-in-portfolio considered subprime under the above definition, isolating E-LOAN, approximated 71% of its total mortgage loans held-in-portfolio as of December 31, 2007. This portfolio has principally two products - either 7/1 ARMs (fixed-rate interest until end of year seven in which interest rate begins to reset annually until maturity) or 30 years fixed-rate mortgages that do not have the level of layered risk associated with subprime loans offered by certain major U.S. mortgage loan originators. For example, BPNA’s subprime mortgage loan portfolio has minimal California market exposure, loans are underwritten to the fully indexed rate, and there are no interest-only, piggybacks or option ARM loans (Refer to Glossary for general descriptions of these loan types). Furthermore, the loans are 100% owner occupied. Also, the first interest rate reset on the 7/1 ARMs is not until 2012. Deteriorating economic conditions in the U.S. mainland housing market have impacted the mortgage industry delinquency rates; however, the levels of non-accruing mortgage loans in BPNA’s subprime mortgage portfolio have been lower than PFH’s subprime mortgage portfolio. The non-accruing loans to loans held-in-portfolio ratio for BPNA’s subprime mortgage loans was 3.67% at December 31, 2007. The annualized ratio of mortgage loans net charge-offs to average mortgage loans held-in-portfolio for this subprime portfolio was 1.28% for the year ended December 31, 2007. As a result of higher delinquency and net charge-offs experience, BPNA recorded a higher provision for loan losses in the fourth quarter of 2007 to cover for inherent losses in this portfolio. The average loan to value (“LTV”) at December 31, 2007 in BPNA’s portfolio was 89.36%. Effective late December 2007, BPNA launched several initiatives designed to reduce the overall credit exposure in the portfolio that involve the purchase, by either the borrower or BPNA, of private mortgage insurance.
     Mortgage loans held-in-portfolio for PFH, excluding Popular FS, that are considered subprime approximated 73% of its total mortgage loans held-in-portfolio as of December 31, 2007. In the past, PFH originated mortgage loans through various channels including bulk acquisitions, mortgage loan brokers and its retail branch network. As part of the PFH Restructuring Plan, PFH ceased originating loans through all channels except for loans originated directly through its consumer finance branches and the customer loan center. This resulted in a significant reduction in total originations of mortgage loans at PFH during 2007. Also, as a result of the loan recharacterization transaction discussed previously, the Corporation reduced its exposure to subprime mortgage loans by the end of 2007. The loan recharacterization transaction contributed with a reduction of approximately $2.4 billion in subprime mortgages based on portfolio data reported in the Corporation’s Form 10-Q as of September 30, 2007. Also, as indicated in the Events Subsequent to Year-End 2007 section of this MD&A, during December 2007, the Corporation reclassified approximately $1.4 billion carrying amount in mortgage and consumer loans originated through PFH’s consumer branches from loans held-in-portfolio to loans held-for-sale with the intent to sell these loans by the end of the first quarter of 2008. Since the exposure in this held-for-sale portfolio is short-term and a sales price was set with the prospective buyer, these loans are excluded from the previous tabular presentation which segregates prime and subprime mortgage loans. The prospective sale of this consumer branch portfolio is expected to reduced the Corporation’s subprime mortgage loan exposure in its portfolio of loans to be held until maturity by over $700 million.
     Approximately $287 million of the loans held-in-portfolio by PFH as of December 31, 2007 were identified as “owned-in-trust” for purposes of these disclosures. These loans were pledged as collateral for asset-backed securities issued by the Corporation (in the form of bond certificates) as a financing vehicle through on-balance sheet securitization transactions. Because these loan securitizations did not meet the sale criteria under SFAS No. 140, the transactions were treated as on-balance sheet securitizations for accounting purposes. These “owned-in-trust” loans do not pose the same magnitude of risk to the Corporation as those loans owned outright because the potential losses related to “owned-in-trust” loans above overcollaterization levels will be borne by the holders of the bonds and not by the Corporation. Overcollateralization is defined as a type of credit enhancement by which an issuer of bond certificates pledges mortgage loans as collateral in excess of the principal amount of bond certificates issued to cover possible losses. As of December 31, 2007, the collateral balance on the five securitizations deals accounted as “on-balance sheet securitizations” approximated $308 million, which exceeded the outstanding balance of the bond certificates by $24 million. The allowance for loan losses recorded for these “owned-in-trust” loans amounted to approximately $5.3 million at December 31, 2007.
     An additional risk factor related to the residential mortgage loan sector is the repricing of adjustable rate mortgage loans (“ARMs”). In the U.S. mortgage market, a substantial amount of ARMs were originated in recent years. These loans typically have a low fixed rate for an initial period (two or three years) and afterwards the rate “floats” or adjusts periodically based on a market

Popular, Inc. | 2007 | Annual Report     55
Table N
Non-Performing Assets

	As of December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003

Non-accrual loans:
Commercial (including construction)	$362,019	$158,214	$133,746	$122,593	$168,266
Lease financing	10,182	11,898	2,562	3,665	7,494
Mortgage	349,381	499,402	371,885	395,749	344,916
Consumer	49,090	48,074	39,316	32,010	36,350

Total non-performing loans	770,672	717,588	547,509	554,017	557,026
Other real estate	81,410	84,816	79,008	59,717	53,898

Total non-performing assets	$852,082	$802,404	$626,517	$613,734	$610,924

Accruing loans past-due 90 days or more	$109,569	$99,996	$86,662	$79,091	$75,557

Non-performing assets to loans held-in-portfolio	3.04%	2.51%	2.02%	2.19%	2.74%
Non-performing loans to loans held-in-portfolio	2.75	2.24	1.77	1.98	2.49
Non-performing assets to assets	1.92	1.69	1.29	1.38	1.68
Interest lost	$71,037	$58,223	$46,198	$45,089	$45,541

rate of interest, such as LIBOR. Of PFH’s subprime mortage loans held-in-portfolio at December 31, 2007, $320 million or 32% were ARMs. Many of the ARMs currently outstanding are schedule to reset before the end of 2008. It is possible that in some of these loans, when rates adjust, there will be a substantial increase in the underlying loan payment, possibly enough to pressure the cash flow of the underlying debtor and increase the likehood of delinquency.

     The table below provides information on PFH’s mortgage loans held-in-portfolio segregated between owned and “owned-in-trust” loans.

	Owned (a)		Owned-in-Trust (b)
($ in millions)	12-31-07	12-31-06	12-31-07	12-31-06

Current Balance (c) ($ in millions)	$1,063	$2,191	$286	$4,543
First Liens	$925	$1,868	$284	$4,511
Second Liens	$138	$323	$2	$32
Weighted-average coupon (WAC)	8.76%	8.87%	8.76%	7.55%
Avg. Loan-to-Value (LTV) (d)	85.59%	82.66%	81.45%	83.39%
Avg. Loan Balance ($ in thousands)	$91	$69	$112	$140
Avg. FICO score (e)	606	607	596	620
Bankruptcy (% of $)	3.81%	2.95%	4.31%	2.18%
Total Delinquency	18.52%	8.66%	21.35%	10.93%
30 Days (% of $)	4.78%	2.54%	6.20%	3.48%
60 Days (% of $)	2.41%	0.89%	2.38%	1.30%
90+ Days (% of $)	4.80%	2.48%	3.88%	1.84%
Foreclosure (% of $)	6.53%	2.75%	8.89%	4.31%
Business Channel
Broker	29%	22%	53%	17%
Asset Acquisition	24%	17%	10%	72%
Retail Mortgage (call centers)	7%	5%	16%	6%
Customer Loan Center (“CLC”) (f)	23%	6%	19%	4%
Decentralized (branches)	14%	47%	—	—
Other	3%	3%	2%	1%
Product Type
Fixed-rate ARM	62%	69%	35%	60%
(Adjustable rate mortgage)	21%	20%	51%	29%
Balloon	16%	10%	13%	4%
Interest only — Fixed	—	—	—	1%
Interest only — ARM	1%	1%	1%	6%

(a)	Owned portfolio — represents mortgage loans originated / acquired, but not sold / securitized

(b)	Owned-in-trust — represents mortgage loans securitized in on-balance sheet securitizations, as such, are part of PFH’s portfolio under SFAS No. 140.

(c)	Excluding deferred fees, origination costs, net premiums and other items.

(d)	LTV – a lending risk ratio calculated by dividing the total amount of the mortgage or loan by the fair value of the property. The LTV presented is based on amounts at loan origination date.

(e)	FICO® — the Corporation uses external credit scores as a useful measure for assessing the credit quality of a borrower. These scores are numbers supplied by credit information providers, based on statistical models that summarize an individual’s credit record. FICO® scores, developed by Fair Isaac Corporation, are the most commonly used credit scores.

(f)	CLC — unit that anticipates possible refinancing needs of the customer and makes efforts to retain the customer by offering the company’s products.

     The U.S. government and the mortgage industry have taken steps to limit the negative effects of the subprime mortgage crisis on the financial markets and the economy as a whole. Many of these initiatives have focused on lenders being able to modify mortgages so that distressed or potentially distressed debtors can continue to make payments on their mortgages. Refer to the Off-Balance Financing Entities section in this MD&A for information on certain of these market initiatives.
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
     The level of non-performing loans has been mostly impacted by the effects of a continuing downturn in the economy of Puerto Rico and a slowdown in the U.S. economy, which has affected both the commercial and consumer sectors. The Puerto Rico economy continued to contract during 2007 as it has been impacted by consumers’ finances under stress, unemployment rates at high levels, rising operational costs which pressure businesses, caution on capital spending, slowdown in the housing market, among other factors. The growth of the U.S. economy also fell in the latter part of 2007, in part, as a result of the credit crunch that took effect in the second half of 2007. The slowdown was triggered by a slump in building activity as housing prices significantly declined. Also, the U.S. economy faced the threats of lower consumer spending while, at the same time, addressing inflation as oil and other commodity costs were rising. With the aim of boosting the economy and avoiding a recession in the U.S. mainland, the U.S. Government approved an economic stimulus package during early 2008, which includes a series of tax rebates. The economic stimulus package, which is also applicable to Puerto Rico, is anticipated to also have a positive impact on the economy of Puerto Rico. Also, as indicated in the Net Interest Income section of this MD&A, the FED reduced its key interest rate to 3% as it tries to stimulate economic momentum.
     Non-performing commercial loans as of December 31, 2007 reflected an increase of $204 million from December 31, 2006, mainly due to deteriorating economic conditions in Puerto Rico and the U.S. mainland. The percentage of non-performing commercial loans to commercial loans held-in-portfolio rose from 1.09% at the end of 2006 to 2.32% at the same date in 2007. For December 31, 2005, this ratio was 1.06%. Of the total increase in non-performing commercial loans between the end of 2006 and 2007, $95 million of the increase pertained to commercial construction loans. Commercial loans considered impaired under the Corporation’s criteria for FAS 114 amounted to $322 million at December 31, 2007, compared with $208 million at the same date in 2006.
     Non-performing consumer loans represented 0.94%, 0.92% and 0.83% of consumer loans held-in-portfolio at December 31, 2007, 2006, and 2005, respectively. The ratio for 2007 remained at a level very close to 2006, in part, because the portfolio growth in consumer loans has been mostly in credit cards which are not placed in non-accrual status under the Corporation’s policy and

Popular, Inc. | 2007 | Annual Report       57
in home equity lines of credit which is mostly a relatively newly originated portfolio from the 2007 vintage. The increase in this ratio from 2005 to 2006 resulted from higher delinquency levels, partially offset by portfolio growth.
     Non-performing mortgage loans, which decreased by $150 million, or 30%, since December 31, 2006, represented 41% of total non-performing assets and 5.75% of total mortgage loans held-in-portfolio at December 31, 2007, compared with 62% and 4.51%, respectively, at December 31, 2006, and 59% and 3.02%, respectively, at December 31, 2005. The decline was directly related to the PFH loan recharacterization transaction which resulted in a reduction in non-performing mortgage loans of approximately $316 million, which was partially offset by increases in non-performing mortgage loans in PFH’s remaining owned portfolio, the Puerto Rico operations and BPNA in the amount of $167 million. The increase at these reportable segments was mainly due to the continued deterioration in the subprime market in the U.S. mainland, as well as higher delinquencies triggered by deteriorating economic conditions in Puerto Rico. The increase in non-performing mortgage loans since December 31, 2005 to 2006 was also due to similar factors, which were already being experienced to a lesser extent during 2006. Ratios of mortgage loans net charge-offs as a percentage of the average mortgage loans held-in-portfolio are presented later in the Allowance for Loan Losses section of this MD&A.
     Non-performing financing leases represented 0.93% of the lease financing portfolio at December 31, 2007, compared with 0.97% at the end of 2006, remaining at a relatively stable level. Non-performing financing leases represented 0.20% of the lease financing portfolio at December 31, 2005. The increase in non-performing leases for 2006, compared to the earlier year, was mainly the impact of a system conversion. The new lease system identifies non-accruing leases at actual days past due instead of installments past due, which was the previous system parameter. The impact in interest reversals or charge-offs, as a result of this system conversion, was not significant.
     Other real estate owned, representing real estate property acquired through foreclosure, at December 31, 2007 reflected a decrease of $3 million, or 4%, compared with December 31, 2006. This decline resulted because of the elimination of $68 million in other real estate property, as a result of PFH’s loan recharacterization transaction since the properties belong to the trust and had to be excluded from the Corporation’s accounting records at the time the securitization was recharacterized as a sale transaction. This decline was offset by increases in other of the Corporation’s reportable segments. With the slowdown in the housing market, there is a continued economic deterioration in certain geographic areas, which also has a softening effect on the market for resale of repossessed real estate properties. Defaulted loans have increased, and these loans move through the default process to the other real estate classification. The combination of increased flow of defaulted loans from the loan portfolio to other real estate owned and the slowing of the liquidation market has resulted in an increase in the number of units on hand.
     Under the standard industry practice, closed-end consumer loans are not customarily placed on non-accrual status prior to being charged-off. Excluding the closed-end consumer loans from non-accruing at December 31, 2007, adjusted non-performing assets would have been $803 million, or 2.87%, of loans held-in-portfolio, compared with $754 million or 2.36%, respectively, at December 31, 2006. The allowance to non-performing loans ratio at December 31, 2007 and 2006 would have been 76.06% and 78.00%, respectively. The decline in this ratio reflects a higher proportion of real estate secured loans in non-performing status. Given the change in policy in 2004 for placing commercial loans on non-accrual status as previously discussed, and excluding the closed-end consumer loans from non-accruing at December 31, 2005, adjusted non-performing assets would have been $587 million, or 1.89%, of loans held-in-portfolio, and the allowance to non-performing loans ratio would have been 90.85% at December 31, 2005.
     Once a loan is placed in non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. Refer to Table N for information on the interest income that would have been realized had these loans been performing in accordance with their original terms.
     In addition to the non-performing loans discussed earlier, there were $50 million of commercial loans at December 31, 2007, which in management’s opinion are currently subject to potential future classification as non-performing, and therefore are considered impaired for purposes of the analysis under SFAS No. 114. At December 31, 2006 and 2005, these potential problem loans approximated $103 million and $30 million, respectively. The decline from December 31, 2006 to the same date in 2007 was mainly due to a particular commercial lending relationship in the Corporation’s Puerto Rico banking operations.

Table O
Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)	2007		2006		2005		2004		2003

Balance at beginning of year	$522,232		$461,707		$437,081		$408,542		$372,797
Allowances acquired	7,290		—		6,291		27,185		13,697
Provision for loan losses	562,650		287,760		195,272		178,657		195,939
Impact of change in reporting period*	—		2,510		1,586		—		—

	1,092,172		751,977		640,230		614,384		582,433

Charge-offs:
Commercial (including construction)	98,542		55,605		64,559		64,931		80,069
Lease financing	23,722		24,526		20,568		37,125		22,995
Mortgage	144,654		59,613		48,212		33,032		29,495
Consumer	222,155		149,776		108,110		103,393		100,040

	489,073		289,520		241,449		238,481		232,599

Recoveries:
Commercial (including construction)	19,985		17,283		22,067		19,778		20,594
Lease financing	8,695		10,643		10,939		11,385		11,477
Mortgage	1,314		979		775		1,440		467
Consumer	35,982		30,870		29,145		28,575		26,170

	65,976		59,775		62,926		61,178		58,708

Net loans charged-off:
Commercial	78,557		38,322		42,492		45,153		59,475
Lease financing	15,027		13,883		9,629		25,740		11,518
Mortgage	143,340		58,634		47,437		31,592		29,028
Consumer	186,173		118,906		78,965		74,818		73,870

	423,097		229,745		178,523		177,303		173,891

Write-downs related to loans transferred to loans held-for-sale	120,243		—		—		—		—

Balance at end of year	$548,832		$522,232		$461,707		$437,081		$408,542

Loans held-in-portfolio:
Outstanding at year end	$28,021,456		$32,017,017		$31,011,026		$27,991,533		$22,330,600
Average	32,181,596		31,246,079		28,830,965		24,881,341		20,258,913
Ratios:
Allowance for loan losses to year end loans held-in-portfolio	1.96%		1.63%		1.49%		1.56%		1.83%
Recoveries to charge-offs	13.49		20.65		26.06		25.65		25.24
Net charge-offs to average loans held-in-portfolio	1.31		0.74		0.62		0.71		0.86
Net charge-offs earnings coverage	1.04	x	3.27	x	4.94	x	4.59	x	4.59	x
Allowance for loan losses to net charge-offs	1.30		2.27		2.59		2.47		2.35
Provision for loan losses to:
Net charge-offs	1.33		1.25		1.09		1.01		1.13
Average loans held-in-portfolio	1.75%		0.92%		0.68%		0.72%		0.97%
Allowance to non-performing assets	64.41		65.08		73.69		71.22		66.87
Allowance to non-performing loans	71.21		72.78		84.33		78.89		73.34

*	Represents the net effect of provision for loan losses, less net charge-offs corresponding to the impact of the change in fiscal period at certain subsidiaries described in the overview section (change from fiscal to calendar reporting year for non-banking subsidiaries).

Popular, Inc. | 2007 | Annual Report      59
Table P
Allocation of the Allowance for Loan Losses

As of December,
(Dollars in millions)	2007		2006		2005		2004		2003
		Percentage of		Percentage of		Percentage of		Percentage of		Percentage of
	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each
	for	Category to	for	Category to	for	Category to	for	Category to	for	Category to
	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*

Commercial	$222.7	55.7%	$204.0	45.3%	$184.4	40.7%	$179.0	38.9%	$171.5	38.4%
Lease financing	25.6	3.9	24.8	3.8	27.6	4.2	28.7	4.2	29.8	4.7
Mortgage	70.0	21.7	92.2	34.6	72.7	39.7	67.7	42.5	55.5	42.3
Consumer	230.5	18.7	201.2	16.3	177.0	15.4	161.7	14.4	151.7	14.6

Total	$548.8	100.0%	$522.2	100.0%	$461.7	100.0%	$437.1	100.0%	$408.5	100.0%

*	Note: For purposes of this table, the term loans refers to loans held-in-portfolio (excludes loans held-for-sale)

     Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies as a percentage of their related portfolio category at December 31, 2007 and 2006 are presented below.

(Dollars in millions)	2007	2006

Loans delinquent 30 days or more	$2,011	$1,917

Total delinquencies as a percentage of total loans:
Commercial	4.97%	2.93%
Lease financing	4.36	9.30
Mortgage	12.28	9.97
Consumer	4.75	4.00

Total	6.72%	5.86%

     Accruing loans past due 90 days or more are composed primarily of credit cards, FHA / VA and other insured mortgage loans, and delinquent mortgage loans included in the Corporation’s financial statements pursuant to GNMA’s buy-back option program. Under SFAS No. 140, servicers of loans underlying Ginnie Mae mortgage-backed securities must report as their own assets the defaulted loans that they have the option to purchase, even when they elect not to exercise that option. Also, accruing loans past due 90 days or more include residential conventional loans purchased from other financial institutions that, although delinquent, the Corporation has received timely payment from the sellers / servicers, and, in some instances, have partial guarantees under recourse agreements.
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
     The Corporation’s methodology to determine its allowance for loan losses follows the guidance in SFAS No. 114 (as amended by SFAS No. 118) and SFAS No. 5. Under SFAS No. 114, commercial loans over a predetermined amount are identified for impairment evaluation on an individual basis and specific impairment reserves are calculated. SFAS No. 5 provides for the recognition of a loss contingency for a group of homogeneous loans, which are not individually evaluated under SFAS No. 114, when it is probable that a loss has been incurred and the amount can be reasonably estimated. To determine the allowance for loan losses under SFAS No. 5, the Corporation applies a historic loss and volatility factor to specific loan balances segregated by loan type and legal entity.
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

     Management’s evaluation of the quantitative factors (historical net charge-offs, statistical loss estimates, etc.), as well as qualitative factors (current economic conditions, portfolio composition, delinquency trends, etc.), results in the final determination of the provision for loan losses to maintain a level of allowance for loan losses which is deemed to be adequate. Since the determination of the allowance for loans losses considers projections and assumptions, actual losses can vary from the estimated amounts.
     Refer to Table O for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years.
     Table P details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.
     Also, the following table presents net charge-offs to average loans held-in-portfolio by loan category for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005

Commercial (including construction)	0.52%	0.28%	0.36%
Lease financing	1.28	1.08	0.74
Mortgage	1.37	0.51	0.42
Consumer	3.41	2.38	1.81

Total	1.31%	0.74%	0.62%

     The increase in the ratio of commercial loans net charge-offs to average loans held-in-portfolio for the year ended December 31, 2007 was mostly associated with deterioration in the economic conditions in Puerto Rico and in the U.S. mainland. The ratio of commercial loans net charge-offs to average commercial loans held-in-portfolio in the Banco Popular de Puerto Rico reportable segment was 0.62% for the year ended December 31, 2007, compared to 0.33% for the previous year. Also, an increase was experienced in the Banco Popular North America reportable segment, whose ratio was 0.31% for 2007, compared with 0.21% for 2006. The allowance for loan losses corresponding to commercial loans held-in-portfolio represented 1.43% of that portfolio at December 31, 2007, compared with 1.41% in 2006 and 1.46% in 2005. The ratio of allowance to non-performing loans in the commercial loan category was 61.50% at the end of 2007, compared with 129.0% in 2006 and 137.9% in 2005. The decrease in this ratio from 2006 to 2007 was related to the significant increase in commercial non-performing loans which are mostly secured by real estate and other collateral and for which no specific reserves were considered necessary as part of the SFAS No. 114 impairment analysis. The portion of the allowance for loan losses related to impaired loans at December 31, 2007, 2006 and 2005 was $54 million, $37 million and $20 million, respectively. Further disclosures with respect to impaired loans are included in Note 7 to the consolidated financial statements.
     The increase in net charge-offs to average loans held-in-portfolio in the lease financing portfolio from 2006 to 2007 was the result of higher delinquencies in the Banco Popular de Puerto Rico reportable segment. This was partially offset by a decrease in net charge-offs to average loans held-in-portfolio in the lease financing portfolio of the Banco Popular North America operations. There was a large amount of charge-offs in the U.S. leasing subsidiary during 2006 related to a particular customer lending relationship. The allowance for loan losses to the lease financing portfolio was 2.34% at December 31, 2007, compared with 2.03% at the same date in 2006 and 2.11% in 2005.
     Mortgage loans net charge-offs as a percentage of average mortgage loans held-in-portfolio increased primarily due to the slowdown in the housing sector and higher delinquency levels, primarily in the Corporation’s U.S. subprime mortgage loan portfolio. This increase also reflects the impact of the reduction in the mortgage loan portfolio at PFH. The increase in net charge-offs on mortgage loans for 2007, when compared to 2006, included an increase of $34 million in net charge-offs on second liens mortgages at PFH. The mortgage loans net charge-offs to average mortgage loans held-in-portfolio ratio at PFH, excluding Popular FS, for 2007 was 2.10%, compared with 0.77% in 2006 and 0.62% in 2005. Refer to the Overview of Mortgage Loan Exposure section in this MD&A for information on PFH’s mortgage loan portfolio, including credit statistics. Deteriorating economic conditions have also impacted the mortgage delinquency rates in Puerto Rico, thus increasing the levels of non-accruing mortgage loans. However, no significant increase in losses has occurred. The mortgage loans net charge-off to average mortgage loans held-in-portfolio ratio in the Banco Popular de Puerto Rico reportable segment was 0.04% for the year ended December 31, 2007. Historically, the Corporation has experienced a low level of losses in its Puerto Rico mortgage loan portfolio. The Corporation’s allowance for loan losses for mortgage loans held-in-portfolio represented 1.15% of that portfolio at December 31, 2007, compared with 0.83% in 2006 and 0.59% in 2005. The increase in this ratio from 2006 to 2007 was the result of higher trend of net charge-offs, the inherent losses in the subprime portfolio due to economic conditions and the slowdown in that sector’s housing market, which has affected home values and thus, impacts the initial write-downs to fair value at the time of a property foreclosure.
     Consumer loans net-charge offs for 2007 reflected an increase of 57%, when compared to 2006, and also as a percentage of the average consumer loan portfolio. The increase in this ratio was associated with higher delinquencies in Puerto Rico and growth in unsecured consumer loans, primarily personal loans and credit

Popular, Inc. | 2007 | Annual Report      61
cards. The allowance for loan losses for consumer loans held-in-portfolio represented 4.39% of that portfolio at December 31, 2007, compared with 3.86% in 2006 and 3.71% in 2005. The increase in this ratio was the result of increased levels of delinquencies and charge-offs coupled with higher loan volumes.
     Included in Table O as part of the reconciliation of the allowance for loan losses as of December 31, 2007 was $120 million of write-downs in value due to credit considerations arising from loan transfers to held-for-sale. This amount principally consisted of $74 million pertaining to the loans recharacterized in December 2007 and $43 million related to the $1.5 billion portfolio that will be sold by PFH in the first quarter of 2008. The loans were reclassified from held-in-portfolio to held-for-sale at the lower of cost or fair value at the time the decision to sell was made. The charge-off ratios included in Table O does not consider the removal of the allowance for loan losses upon the transfer of loans to held-for-sale.
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
     To monitor and control operational risk and mitigate related losses, the Corporation maintains a system of comprehensive policies and controls. The Corporation’s Operational Risk Committee (“ORCO”), which is composed of senior level representatives from the business lines and corporate functions, provides executive oversight to facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Corporation. The Operational Risk Management Division, within the Corporation’s Risk Management Group, serves as ORCO’s operating arm and is responsible for establishing baseline processes to measure, monitor, limit and manage operational risk. In addition, the Internal Audit Division provides oversight about policy compliance and ensures adequate attention is paid to correct the identified issues.
     Operational risks fall into two major categories: business specific and corporate-wide affecting all business lines. The primary responsibility for the day-to-day management of business specific risks relies on business unit managers. Accordingly, business unit managers are responsible of ensuring that appropriate risk containment measures, including corporate-wide business segment specific policies and procedures, controls and monitoring tools, are in place to minimize risk occurrence and loss exposures. Examples of these include personnel management practices, data reconciliation processes, transaction processing monitoring and analysis and contingency plans for systems interruptions. To manage corporate-wide risks, specialized groups such as Legal, Information Security, Business Continuity, Finance and Compliance, assist the business units in the development and implementation of risk management practices specific to the needs of the individual businesses.
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
Loss Mitigation For Securitized Mortgage Loans
Loan Modification Program
In October 2007, in response to market conditions and guidance issued by the American Securitization Forum (“ASF”) and the SEC’s Office of Chief Accountant (the “OCA”), PFH instituted a loan modification program (the “Modification Program”) for its securitized U.S. subprime residential adjustable-rate mortgage loans (“Subprime ARM Loans”). In addition to having to comply with parameters set forth in the transaction documents governing the securitized loans, a concern was raised by the industry that modifying a Subprime ARM Loan owned by a QSPE could result in disqualification of that QSPE, thereby disallowing the related securitization transaction from being accounted for using off-balance sheet accounting treatment. The OCA, in a July 18, 2007 Memorandum to SEC Chairman Christopher Cox regarding “Accounting for Loan Modifications,” concluded that, subject to certain limitations, modifying a Subprime ARM Loan when default is “reasonably foreseeable” does not preclude continued off-balance sheet treatment for the related QSPE under SFAS No. 140.
     Consistent with the above-referenced guidance and the transaction documents governing the securitization transactions, the Modification Program permitted PFH, as servicer, to modify a Subprime ARM Loan if, among other things, the modification:
•	would be consistent with generally accepted servicing practices;

•	would be in the collective best interest of the holders of the related asset-backed securities;

•	would be in response to a default or a “reasonably foreseeable” default; and

•	would provide the borrower with a long term and sustainable solution.
     Permissible modifications to a Subprime ARM Loan under the Modification Program included the postponement of the loan’s interest rate reset date, conversion to a fixed-rate loan and reduction of the loan’s interest rate cap on reset.
The ASF Framework and Subprime ARM Loans
On December 6, 2007, the ASF, working with various constituency groups as well as representatives of U.S. federal government agencies, issued the Streamlined Foreclosure and Loss Avoidance Framework for Securitized Subprime Adjustable Rate Mortgage Loans (the “ASF Framework”). The ASF Framework provides guidance for servicers to streamline borrower evaluation procedures and to facilitate the use of foreclosure and loss prevention efforts in an attempt to reduce the number of U.S. subprime residential mortgage borrowers who might default in the coming year because the borrowers cannot afford to pay the increased loan interest rate after their Subprime ARM Loan interest rate resets.
     The ASF Framework is focused on Subprime ARM Loans that have an initial fixed interest rate period of 36 months or less, are included in securitized pools, were originated between January 1, 2005 and July 31, 2007, and have an initial interest rate reset date between January 1, 2008 and July 31, 2010. The ASF Framework directs servicers to categorize Subprime ARM Loans into one of three segments:
•	Segment 1: Current Subprime ARM Loans (under the ASF Framework, “current” means a Subprime ARM Loan that is not more than 30 days delinquent, and has not been more than 1 x 60 days delinquent in the last 12 months, both determined under the OTS method) where the borrower is likely to be able to refinance into any available mortgage product, including FHA, FHA Secure or other readily available mortgage industry products.

•	Segment 2: Current Subprime ARM Loans where the borrower is unlikely to be able to refinance into any readily available mortgage industry product.
▪	Subprime ARM Loans belong in Segment 2 (a “Segment 2 Subprime ARM Loan”), if
▪	they have a current loan-to-value ratio (based on the first lien Subprime ARM Loan only) greater than 97%, or

▪	they do not satisfy the other FHA Secure requirements, including that program’s delinquency history, debt-to-income ratio at origination and loan amount standards, and the servicer cannot determine whether they are eligible for another mortgage industry product without conducting an underwriting analysis.

▪	Subject to certain limitations, Segment 2 Subprime ARM loans are eligible for a fast track loan modification under which the interest rate will be kept at the existing initial rate, generally for five years following the upcoming reset date.
•	Segment 3: Subprime ARM Loans where the borrower is not Current and is demonstrating difficulty meeting the introductory rate on the Subprime ARM Loan.
     Since its issuance on December 6, 2007, PFH, in its capacity as servicer and in conjunction with its Modification Program, has followed the guidance provided by the ASF Framework with respect to Subprime ARM Loans. While a uniform industry definition of what constitutes a “subprime loan” does not exist, PFH generally considers a loan to be a Subprime ARM Loan if its FICO score is less than 660.
     The following supplemental information regarding PFH’s implementation of the ASF Framework with respect to Subprime ARM Loans securitized by PFH is provided as of December 31, 2007:
•	Segment 1:
▪	Amount of Subprime ARM Loans that fall within this category: $398 million

▪	During 2007, $996.3 thousand worth of loans in this segment were subject to a loan modification.
•	Segment 2:
▪	Amount of Subprime ARM Loans that fall within this category: $62.4 million

▪	During 2007, $175.9 thousand worth of loans in this segment were subject to a loan modification.
•	Segment 3:
▪	Amount of Subprime ARM Loans that fall within this category: $128.3 million

▪	During 2007, $1.92 million worth of loans in this segment were subject to loss mitigation activities.
     On January 8, 2008, the OCA issued a letter (the “OCA Letter”) addressing accounting issues that may be raised by the ASF Framework. Specifically, the OCA Letter expressed the view that if a Segment 2 Subprime ARM Loan is modified pursuant to the ASF Framework and that loan could legally be modified, the OCA will not object to continued status of the transferee as a QSPE under SFAS No. 140. In reaching its ultimate conclusion, the OCA noted that the ASF Framework indicated that for a Segment 2 Subprime ARM Loan, the servicer could presume that the borrower would be unable to pay pursuant to the original terms of the loan after the interest rate reset, and thus, a default on the loan would

Popular, Inc. | 2007 | Annual Report      63
be “reasonably foreseeable” in the absence of a modification. Concurrent with the issuance of the OCA Letter, the OCA requested the FASB to immediately address the issues that have arisen in the application of the QSPE guidance in SFAS No. 140. Any loan modifications we make in accordance with the ASF Framework will not have an impact on our off-balance sheet accounting treatment of the Subprime ARM Loans securitized by PFH and currently owned by QSPEs and will not have a material effect on our accounting treatment of our retained interests in those securitizations of Subprime ARM Loans.
     The following supplemental information regarding QSPE’s that own Subprime ARM Loans that were securitized by PFH is provided as of December 31, 2007:

Total assets	$5.34 billion
Subprime ARM Loan	$1.51 billion
Other assets (including real estate owned)	$0.15 billion
Total beneficial interest issued	$5.05 billion
Held by third-party investors	$5.01 billion
Retained by the Corporation	$0.04 billion
     As of December 31, 2007 and 2006 the amount of loans classified as real estate owned in QSPE’s that owned Subprime ARM Loans totaled $153.6 million and $13.3 million respectively. The $140.3 million increase was due to a $39.5 million increase in defaults and the progression of delinquent loans into real estate owned status and the addition of $100.7 million of loans in real estate owned status owned by securitization trusts that prior to December 31, 2007 did not qualify as QSPE’s.
Recently Issued Accounting Pronouncements and Interpretations
SFAS No. 157 “Fair Value Measurements”

SFAS No. 157, issued in September 2006, defines fair value, establishes a framework of measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets carried at fair value will be classified and disclosed in one of the three categories in accordance with the hierarchy. The three levels of the fair value hierarchy are (1) quoted market prices for identical assets or liabilities in active markets, (2) observable market-based inputs or unobservable inputs that are corroborated by market data, and (3) unobservable inputs that are not corroborated by market data. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB decided to issue a final staff position that defers for one year the effective date for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value on a nonrecurring basis. The staff position also amends SFAS No. 157 to exclude SFAS No. 13 “Accounting for Leases” and its related interpretive accounting pronouncements that address leasing transactions. The Corporation adopted the provisions of SFAS No. 157 that were not deferred, commencing in the first quarter of 2008. The provisions of SFAS 157 are to be applied prospectively. The Corporation is currently assessing the impact of SFAS No. 157 on its consolidated financial statements, including disclosures.
SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115”
In February 2007, the FASB issued SFAS No. 159, which provides companies with an option to report selected financial assets and liabilities at fair value. The election to measure a financial asset or liability at fair value can be made on an instrument-by-instrument basis and is irrevocable. The difference between the carrying amount and the fair value at the election date is recorded as a transition adjustment to opening retained earnings. Subsequent changes in fair value are recognized in earnings. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, “Fair Value Measurements,” and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” The Corporation adopted the provisions of SFAS No. 159 in January 2008. Refer to the Events Subsequent to Year-End 2007 section for a discussion of the estimated impact of the adoption of SFAS No. 159.
FSP FIN No. 39-1 “Amendment of FASB Interpretation No. 39”
In April 2007, the FASB issued Staff Position FSP FIN No. 39-1, which defines “right of setoff” and specifies what conditions must be met for a derivative contract to qualify for this right of setoff. It also addresses the applicability of a right of setoff to derivative instruments and clarifies the circumstances in which it is appropriate to offset amounts recognized for those instruments in the statement of financial position. In addition, this FSP permits the offsetting of fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting arrangement and fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) arising from the same master netting arrangement as the derivative instruments. This interpretation is effective for fiscal years beginning after November 15, 2007, with early application permitted. The adoption of FSP FIN No. 39-1 in 2008 did not have a material impact on the Corporation’s consolidated financial statements.
SOP 07-01“Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies”
The Statement of Position 07-1 (“SOP 07-01”), issued in June 2007, provides guidance for determining whether an entity is within the scope of the American Institute of Certified Public Accountants (“AICPA”) Audit and Accounting Guide for Investment Companies (“the AICPA Guide”). Additionally, it provides guidance as to whether a parent company or an equity method investor can apply the specialized industry accounting principles of the AICPA Guide. SOP 07-01 was to be effective for fiscal years beginning on or after December 15, 2007. On February of 2008, the FASB issued a final staff position that indefinitely defers the effective dates of SOP 07-01 and, for entities that meet the definition of an “investment company” in SOP 07-01, of FSP FIN 46(R)-7, “Application of FASB Interpretation No. 46(R) to Investment Companies.” The FASB decision was in response to several implementation issues that arose after SOP 07-1 was issued. Nevertheless, management is evaluating the impact, if any, that the adoption of SOP 07-01 may have on its consolidated financial statements and disclosures.
FSP FIN No. 46(R) - 7 “Application of FASB Interpretation No. 46(R) to Investment Companies”
In May 2007, the FASB issued Staff Position FSP FIN No.46(R) -7, which amends the scope of the exception on FIN No.46(R) to indicate that investments accounted for at fair value, in accordance with the specialized accounting guidance in the AICPA Guide, are not subject to consolidation under FIN No. 46(R). Management is evaluating the impact, if any, that the adoption of this interpretation may have on its consolidated financial statements and disclosures. As indicated under the guidance of SOP 07-01, which was previously described, the implementation of FSP FIN No. 46(R) - 7 is indefinitely delayed until further notification by the FASB.
SFAS No. 141-R “Statement of Financial Accounting Standards No. 141(R), Business Combinations (a revision of SFAS No. 141)” In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) will significantly change how entities apply the acquisition method to business combinations. The most significant changes affecting how the Corporation will account for business combinations under this statement include the following: the acquisition date will be the date the acquirer obtains control; all (and only) identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree will be stated at fair value on the acquisition date; assets or liabilities arising from noncontractual contingencies will be measured at their acquisition date at fair value only if it is more likely than not that they meet the definition of an asset or liability on the acquisition date; adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year; acquisition-related restructuring costs that do not meet the criteria in SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” will be expensed as incurred; transaction costs will be expensed as incurred; reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period; and the allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, SFAS 141(R) will require new and modified disclosures surrounding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and an enhanced goodwill rollforward. The Corporation will be required to prospectively apply SFAS 141(R) to all business combinations completed on or after January 1, 2009. Early adoption is not permitted. For business combinations in which the acquisition date was before the effective date, the provisions of SFAS 141(R) will apply to the subsequent accounting for deferred income tax valuation allowances and income tax contingencies and will require any changes in those amounts to be recorded in earnings. Management will be evaluating the effects that SFAS 141(R) will have on the financial condition, results of operations, liquidity, and the disclosures that will be presented on the consolidated financial statements.
SFAS No. 160 “Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51”
In December 2007, the FASB issued SFAS No. 160, which amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 will require entities to classify noncontrolling interests as a component of stockholders’ equity in the consolidated financial statements and will require subsequent changes in ownership interests in a subsidiary to be accounted for as an equity transaction. Additionally, SFAS No. 160 will require entities to recognize a gain or loss upon the loss of control of a subsidiary and to remeasure

Popular, Inc. | 2007 | Annual Report      65
any ownership interest retained at fair value on that date. This statement also requires expanded disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective on a prospective basis for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which are required to be applied retrospectively. Early adoption is not permitted. Management will be evaluating the effects, if any, that the adoption of this statement will have on its consolidated financial statements.
Staff Accounting Bulletin No. 109 (“SAB 109”) “Written Loan Commitments Recorded at Fair Value through Earnings”
On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109 (SAB 109), which requires that the fair value of a written loan commitment that is marked to market through earnings should include the future cash flows related to the loan’s servicing rights. However, the fair value measurement of a written loan commitment still must exclude the expected net cash flows related to internally developed intangible assets (such as customer relationship intangible assets).
     SAB 109 applies to two types of loan commitments: (1) written mortgage loan commitments for loans that will be held-for-sale when funded that are marked to market as derivatives under FAS 133 (derivative loan commitments); and (2) other written loan commitments that are accounted for at fair value through earnings under Statement 159’s fair-value election.
     SAB 109 supersedes SAB 105, which applied only to derivative loan commitments and allowed the expected future cash flows related to the associated servicing of the loan to be recognized only after the servicing asset had been contractually separated from the underlying loan by sale or securitization of the loan with servicing retained. SAB 109 will be applied prospectively to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007.
     The Corporation is currently evaluating the potential impact of adopting this SAB 109.
Staff Position (FSP) FAS 140-d, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP FAS 140-d”) In February 2008, the FASB issued FASB Staff Position (FSP) FAS 140-d, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” The objective of this FSP is to provide implementation guidance on whether the security transfer and contemporaneous repurchase financing involving the transferred financial asset must be evaluated as one linked transaction or two separate de-linked transactions.
     Current practice records the transfer as a sale and the repurchase agreement as a financing. The FSP requires the recognition of the transfer and the repurchase agreement as one linked transaction, unless all of the following criteria are met: (1) the initial transfer and the repurchase financing are not contractually contingent on one another; (2) the initial transferor has full recourse upon default, and the repurchase agreement’s price is fixed and not at fair value; (3) the financial asset is readily obtainable in the marketplace and the transfer and repurchase financing are executed at market rates; and (4) the maturity of the repurchase financing is before the maturity of the financial asset. The scope of this FSP is limited to transfers and subsequent repurchase financings that are entered into contemporaneously or in contemplation of one another.
     The FSP will be effective for the Corporation on January 1, 2009. Early adoption is prohibited. The Corporation will be evaluating the potential impact of adopting this FSP.

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
Brokered Certificate of Deposit - Deposit purchased from a broker acting as an agent for depositors. The broker, often a securities broker-dealer, pools CDs from many small investors and markets them to financial institutions and negotiates a higher rate for CDs placed with the purchaser.
Cash Flow Hedge - A derivative designated as hedging the exposure to variable cash flows of a forecasted transaction.
Common Shares Outstanding - Total number of shares of common stock issued less common shares held in treasury.
Core Deposits - A deposit category that includes all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000, excluding brokered certificates of deposit with denominations under $100,000. These deposits are considered a stable source of funds.
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
Effective Tax Rate - Income tax expense divided by income before taxes.
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
Interest-only Loan - A non-amortized loan in which interest is due at regular intervals until maturity, when the entire balance is due.
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
Interest Rate Swap – Financial transactions in which two counterparties agree to exchange streams of payments over time according to a predetermined formula. Swaps are normally used to transform the market exposure associated with a loan or bond borrowing from one interest rate base (fixed-term or floating rate).

Popular, Inc. | 2007 | Annual Report       67
Interest-Sensitive Assets / Liabilities - Interest-earning assets / liabilities for which interest rates are adjustable within a specified time period due to maturity or contractual arrangements.
Net Charge - Offs - The amount of loans written-off as uncollectible, net of the recovery of loans previously written-off.
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
Net Interest Income - The difference between the revenue generated on earning assets, less the interest cost of funding those assets.
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
Options Adjustable Rate Mortgage - is an adjustable rate mortgage (“ARM”) which consists of taking an index (i.e 12-month Treasury Average, Cost of Deposit Index, etc.), then adding a margin to total the final interest rate. Unlike other ARM’s where the principal and interest or simple interest payment is calculated from the total of the index and margin, the Options ARM may offer 4 monthly payment options every month depending on the loan program, giving the borrower the opportunity to choose which payment gets made based on the borrower’s economic condition at the time the payment is due. Four basic payment options that exist are the minimum payment option, interest-only payment, 30-year payment and 15-year payment.
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
Piggyback Loan - is a home financing option in which a property is purchased using more than one mortgage from two or more lenders. As compared with standard home mortgage programs, combined rates for piggyback loans are often higher than standard loans. This is because of the risk amounts that each lender is assuming. Also, many piggyback loans attach a large balloon payment at the end of a loan that is substantially larger than the standard mortgage payments.
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
Tier 1 Risk - Based Capital - Consists of common stockholders’ equity (including the related surplus, retained earnings and capital reserves), qualifying noncumulative perpetual preferred stock, qualifying trust preferred securities and minority interest in the equity accounts of consolidated subsidiaries, less goodwill and other disallowed intangible assets, disallowed portion of deferred tax assets and the deduction for nonfinancial equity investments.
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
Treasury Stock - Common stock repurchased and held by the issuing corporation for possible future issuance.

Popular, Inc. | 2007 | Annual Report       69
Statistical Summary 2003-2007
Statements of Condition

	As of December 31,
(In thousands)	2007	2006	2005	2004	2003

Assets
Cash and due from banks	$818,825	$950,158	$906,397	$716,459	$688,090
Money market investments:
Federal funds sold and securities purchased under agreements to resell	883,686	286,531	740,770	879,321	764,780
Time deposits with other banks	123,026	15,177	8,653	319	8,046
Bankers’ acceptances	—	—	—	—	67

	1,006,712	301,708	749,423	879,640	772,893

Trading securities, at fair value	767,955	382,325	519,338	385,139	605,119
Investment securities available-for-sale, at fair value	8,515,135	9,850,862	11,716,586	11,162,145	10,051,579
Investment securities held-to-maturity, at amortized cost	484,466	91,340	153,104	340,850	186,821
Other investment securities, at lower of cost or realizable value	216,584	297,394	319,103	302,440	233,144
Loans held-for-sale, at lower of cost or market	1,889,546	719,922	699,181	750,728	271,592

Loans held-in-portfolio:	28,203,566	32,325,364	31,308,639	28,253,923	22,613,879
Less — Unearned income	182,110	308,347	297,613	262,390	283,279
Allowance for loan losses	548,832	522,232	461,707	437,081	408,542

	27,472,624	31,494,785	30,549,319	27,554,452	21,922,058

Premises and equipment, net	588,163	595,140	596,571	545,681	485,452
Other real estate	81,410	84,816	79,008	59,717	53,898
Accrued income receivable	216,114	248,240	245,646	207,542	176,152
Servicing Assets	196,645	164,999	141,489	57,183	56,792
Other assets	1,456,994	1,446,891	1,184,311	989,191	712,245
Goodwill	630,761	667,853	653,984	411,308	191,490
Other intangible assets	69,503	107,554	110,208	39,101	27,390

	$44,411,437	$47,403,987	$48,623,668	$44,401,576	$36,434,715

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,510,789	$4,222,133	$3,958,392	$4,173,268	$3,726,707
Interest bearing	23,823,689	20,216,198	18,679,613	16,419,892	14,371,121

	28,334,478	24,438,331	22,638,005	20,593,160	18,097,828

Federal funds purchased and assets sold under agreements to repurchase	5,437,265	5,762,445	8,702,461	6,436,853	5,835,587
Other short-term borrowings	1,501,979	4,034,125	2,700,261	3,139,639	1,996,624
Notes payable	4,621,352	8,737,246	9,893,577	10,180,710	6,992,025
Subordinated notes	—	—	—	125,000	125,000
Other liabilities	934,372	811,424	1,240,002	821,491	633,129

	40,829,446	43,783,571	45,174,306	41,296,853	33,680,193

Minority interest in consolidated subsidiaries	109	110	115	102	105

Stockholders’ equity:
Preferred stock	186,875	186,875	186,875	186,875	186,875
Common stock	1,761,908	1,753,146	1,736,443	1,680,096	837,566
Surplus	568,184	526,856	452,398	278,840	314,638
Retained earnings	1,319,467	1,594,144	1,456,612	1,129,793	1,601,851
Treasury stock — at cost	(207,740)	(206,987)	(207,081)	(206,437)	(205,527)
Accumulated other comprehensive (loss) income, net of tax	(46,812)	(233,728)	(176,000)	35,454	19,014

	3,581,882	3,620,306	3,449,247	3,104,621	2,754,417

	$44,411,437	$47,403,987	$48,623,668	$44,401,576	$36,434,715

Statistical Summary 2003-2007
Statements of Operations

	For the year ended December 31,
(In thousands, except per
common share information)	2007	2006	2005	2004	2003

Interest Income:
Loans	$2,615,314	$2,486,453	$2,116,299	$1,751,150	$1,550,036
Money market investments	25,190	29,626	30,736	25,660	25,881
Investment securities	445,769	516,237	488,814	413,492	422,295
Trading securities	41,898	32,125	30,010	25,963	36,026

Total interest income	3,128,171	3,064,441	2,665,859	2,216,265	2,034,238
Less — Interest expense	1,678,781	1,636,531	1,241,652	840,754	749,550

Net interest income	1,449,390	1,427,910	1,424,207	1,375,511	1,284,688
Provision for loan losses	562,650	287,760	195,272	178,657	195,939

Net interest income after provision for loan losses	886,740	1,140,150	1,228,935	1,196,854	1,088,749
Net gain on sale and valuation adjustment of investment securities	55,159	4,359	52,113	15,254	71,094
Trading account (loss) profit	(2,464)	35,288	30,051	(159)	(10,214)
(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(38,970)	117,421	83,297	44,168	53,572
All other operating income	680,591	652,417	619,814	549,508	511,558

	1,581,056	1,949,635	2,014,210	1,805,625	1,714,759

Operating Expenses:
Personnel costs	668,189	668,671	622,689	571,018	526,444
All other operating expenses	1,036,362	816,402	705,511	599,994	586,639

	1,704,551	1,485,073	1,328,200	1,171,012	1,113,083

(Loss) income before tax, minority interest and cumulative effect of accounting change	(123,495)	464,562	686,010	634,613	601,676
Income tax (benefit) expense	(59,002)	106,886	148,915	144,705	130,326
Net gain of minority interest	—	—	—	—	(435)

(Loss) income before cumulative effect of accounting change	(64,493)	357,676	537,095	489,908	470,915
Cumulative effect of accounting change, net of tax	—	—	3,607	—	—

Net (Loss) Income	($64,493)	$357,676	$540,702	$489,908	$470,915

Net (Loss) Income Applicable to Common Stock	($76,406)	$345,763	$528,789	$477,995	$460,996

Basic EPS Before Cumulative Effect of Accounting Change*	($0.27)	$1.24	$1.97	$1.79	$1.74

Diluted EPS Before Cumulative Effect of Accounting Change*	($0.27)	$1.24	$1.96	$1.79	$1.74

Basic EPS After Cumulative Effect of Accounting Change*	($0.27)	$1.24	$1.98	$1.79	$1.74

Diluted EPS After Cumulative Effect of Accounting Change*	($0.27)	$1.24	$1.97	$1.79	$1.74

Dividends Declared per Common Share	$0.64	$0.64	$0.64	$0.62	$0.51

*	The average common shares used in the computation of basic earnings (losses) per common share were 279,494,150 for 2007; 278,468,552 for 2006; 267,334,606 for 2005; 266,302,105 for 2004 and 265,481,840 for 2003. The average common shares used in the computation of diluted earnings (losses) per common share were 279,494,150 for 2007; 278,703,924 for 2006; 267,839,018 for 2005; 266,674,856 for 2004 and 265,595,832 for 2003.

Popular, Inc. | 2007 | Annual Report       71
Statistical Summary 2006-2007
Quarterly Financial Data

	2007				2006
(In thousands, except per	Fourth	Third	Second	First	Fourth	Third	Second	First
common share information)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Summary of Operations
Interest income	$779,439	$790,226	$784,911	$773,595	$778,863	$781,331	$762,037	$742,210
Interest expense	416,564	430,110	413,494	418,613	418,534	439,293	396,258	382,446

Net interest income	362,875	360,116	371,417	354,982	360,329	342,038	365,779	359,764
Provision for loan losses	203,044	148,093	115,167	96,346	108,272	63,445	67,096	48,947
Net (loss) gain on sale and valuation adjustment of investment securities	(24,698)	(3,089)	1,175	81,771	(680)	7,123	(14,424)	12,340
Other non-interest income	96,458	170,094	202,200	170,405	205,997	184,226	198,410	216,493
Operating expenses	621,197	346,973	361,053	375,328	378,916	359,923	362,980	383,254

(Loss) income before income tax	(389,606)	32,055	98,572	135,484	78,458	110,019	119,689	156,396
Income tax (benefit) expense	(95,513)	(3,948)	23,622	16,837	18,826	27,859	22,308	37,893

Net (loss) income	($294,093)	$36,003	$74,950	$118,647	$59,632	$82,160	$97,381	$118,503

Net (loss) income applicable to common stock	($297,071)	$33,024	$71,972	$115,669	$56,654	$79,181	$94,403	$115,525
Net (loss) income per common share:
(basic and diluted)	($1.06)	$0.12	$0.26	$0.41	$0.20	$0.28	$0.34	$0.42

Selected Average Balances
(In millions)
Total assets	$46,918	$47,057	$47,140	$47,310	$47,299	$48,376	$48,565	$48,957
Loans	32,700	32,875	32,766	32,658	32,171	32,273	31,941	31,924
Interest earning assets	43,630	43,728	43,828	43,978	43,992	44,948	45,196	45,604
Deposits	27,339	25,646	24,924	24,333	24,204	23,217	22,976	22,644
Interest bearing liabilities	38,099	38,391	38,422	38,663	38,732	39,841	40,094	40,714

Selected Ratios
Return on assets	(2.49%)	0.30%	0.64%	1.02%	0.50%	0.67%	0.80%	1.02%
Return on equity	(32.32)	3.52	7.80	12.91	6.20	8.75	10.72	14.04

Statistical Summary 2003-2007
Average Balance Sheet and
Summary of Net Interest Income

On a Taxable Equivalent Basis*

(Dollars in thousands)	2007			2006
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest earning assets:
Money market investments	$513,704	26,565	5.17%	$564,423	$31,382	5.56%

U.S. Treasury securities	498,232	21,164	4.25	521,917	22,930	4.39
Obligations of U.S. Government entities	6,294,489	310,632	4.93	7,527,841	368,738	4.90
Obligations of Puerto Rico, States and political subdivisions	185,035	12,546	6.78	188,690	13,249	7.02
Collateralized mortgage obligations and mortgage-backed securities	2,575,941	148,620	5.77	3,063,097	177,206	5.79
Other	299,894	18,246	6.08	472,746	23,465	4.96

Total investment securities	9,853,591	511,208	5.19	11,774,291	605,588	5.14

Trading account securities	672,405	43,307	6.44	512,960	34,004	6.63

Loans (net of unearned income)	32,749,993	2,636,954	8.05	32,078,716	2,508,870	7.82

Total interest earning assets/ Interest income	43,789,693	3,218,034	7.35%	44,930,390	$3,179,844	7.08%

Total non-interest earning assets	3,315,242			3,364,176

Total assets	$47,104,935			$48,294,566

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$10,126,956	$226,924	2.24%	$9,317,779	$157,431	1.69%
Time deposits	11,398,715	538,869	4.73	9,976,613	422,663	4.24
Short-term borrowings	8,685,663	448,172	5.16	10,677,161	518,960	4.86
Notes payable	8,181,089	464,816	5.68	9,868,385	537,477	5.45
Subordinated notes
Preferred beneficial interest in junior subordinated deferrable interest debentures guaranteed by the Corporation

Total interest bearing liabilities/ Interest expense	38,392,423	1,678,781	4.37	39,839,938	1,636,531	4.11

Total non-interest bearing liabilities	4,851,086			4,713,355

Total liabilities	43,243,509			44,553,293

Stockholders’ equity	3,861,426			3,741,273

Total liabilities and stockholders’ equity	$47,104,935			$48,294,566

Net interest income on a taxable equivalent basis		$1,539,253			$1,543,313

Cost of funding earning assets			3.83%			3.64%

Net interest margin			3.52%			3.44%

Effect of the taxable equivalent adjustment		89,863			115,403

Net interest income per books		$1,449,390			$1,427,910

*	Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis.

Note:	Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

Popular, Inc. | 2007 | Annual Report       73

2005			2004			2003
Average		Average	Average		Average	Average		Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

$797,166	$33,319	4.18%	$835,139	$25,660	3.07%	$833,237	$25,881	3.11%

551,328	25,613	4.65	550,997	26,600	4.83	472,114	24,615	5.21

7,574,297	364,081	4.81	6,720,329	322,854	4.80	6,451,157	356,008	5.52

247,220	14,954	6.05	255,244	13,504	5.29	201,505	13,570	6.73

3,338,925	163,853	4.91	3,233,378	128,421	3.97	3,062,564	118,097	3.86
518,516	22,588	4.36	402,112	15,406	3.83	407,105	16,267	4.00

12,230,286	591,089	4.83	11,162,060	506,785	4.54	10,594,445	528,557	4.99

487,319	32,427	6.65	480,890	27,387	5.70	623,632	37,887	6.08

29,730,913	2,135,511	7.18	25,143,559	1,765,290	7.02	20,730,041	1,562,083	7.54

43,245,684	$2,792,346	6.46%	37,621,648	$2,325,122	6.18%	32,781,355	$2,154,408	6.57%

3,116,645			2,277,127			1,893,406

$46,362,329			$39,898,775			$34,674,761

$9,408,358	$125,585	1.33%	$8,373,541	$92,026	1.10%	$7,741,007	$102,293	1.32%
8,776,314	305,228	3.48	7,117,062	238,325	3.35	6,521,861	240,598	3.69
10,327,417	349,203	3.38	8,782,042	165,425	1.88	8,390,874	147,456	1.76
9,644,925	453,489	4.70	8,047,867	336,415	4.18	5,124,604	234,776	4.58
119,178	8,147	6.84	125,000	8,563	6.85	125,000	8,539	6.83

						194,959	15,888	8.15

38,276,192	1,241,652	3.24	32,445,512	840,754	2.59	28,098,305	749,550	2.67

4,811,329			4,550,126			4,031,343

43,087,521			36,995,638			32,129,648

3,274,808			2,903,137			2,545,113

$46,362,329			$39,898,775			$34,674,761

	$1,550,694			$1,484,368			$1,404,858

		2.87%			2.23%			2.29%

		3.59%			3.95%			4.28%

	126,487			108,857			120,170

	$1,424,207			$1,375,511			$1,284,688

Management’s Report to
Stockholders
To Our Stockholders:
Management ’s Assessment of Internal Control Over Financial Reporting
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
The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2007 based on the criteria referred to above.
The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, has audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2007, as stated in their report dated February 29, 2008 which appears herein.

Richard L. Carrión	Jorge A. Junquera
Chairman of the Board,	Senior Executive Vice President
President and Chief Executive Officer	and Chief Financial Officer

Popular, Inc. | 2007 | Annual Report     75
Report of Independent Registered
Public Accounting Firm
To the Board of Directors and
Stockholders of Popular, Inc.
In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report to Stockholders. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
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

PRICEWATERHOUSECOOPERS LLP
San Juan, Puerto Rico
February 29, 2008
CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires December 1, 2010
Stamp 2287568 of the P.R.
Society of Certified Public
Accountants has been affixed
to the file copy of this report.

Popular, Inc. | 2007 | Annual Report     77
Consolidated Statements of Condition

	December 31,
(In thousands, except share information)	2007	2006

Assets
Cash and due from banks	$818,825	$950,158

Money market investments:
Federal funds sold	737,815	84,350
Securities purchased under agreements to resell	145,871	202,181
Time deposits with other banks	123,026	15,177

	1,006,712	301,708

Trading securities, at fair value:
Pledged securities with creditors’ right to repledge	673,958	193,619
Other trading securities	93,997	188,706
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	4,249,295	3,743,924
Other securities available-for-sale	4,265,840	6,106,938
Investment securities held-to-maturity, at amortized cost (market value 2007 - $486,139; 2006 - $92,764)	484,466	91,340
Other investment securities, at lower of cost or realizable value (fair value 2007 - $216,819; 2006 - $412,593)	216,584	297,394
Loans held-for-sale, at lower of cost or market value	1,889,546	719,922

Loans held-in-portfolio:
Loans held-in-portfolio pledged with creditors’ right to repledge	149,610	306,320
Other loans held-in-portfolio	28,053,956	32,019,044
Less — Unearned income	182,110	308,347
Allowance for loan losses	548,832	522,232

	27,472,624	31,494,785

Premises and equipment, net	588,163	595,140
Other real estate	81,410	84,816
Accrued income receivable	216,114	248,240
Servicing assets (2007 - $191,624 at fair value)	196,645	164,999
Other assets	1,456,994	1,446,891
Goodwill	630,761	667,853
Other intangible assets	69,503	107,554

	$44,411,437	$47,403,987

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,510,789	$4,222,133
Interest bearing	23,823,689	20,216,198

	28,334,478	24,438,331
Federal funds purchased and assets sold under agreements to repurchase	5,437,265	5,762,445
Other short-term borrowings	1,501,979	4,034,125
Notes payable	4,621,352	8,737,246
Other liabilities	934,372	811,424

	40,829,446	43,783,571

Commitments and contingencies (See Notes 26, 28, 30, 33, 34)

Minority interest in consolidated subsidiaries	109	110

Stockholders’ Equity:
Preferred stock, $25 liquidation value; 30,000,000 shares authorized; 7,475,000 issued and outstanding in both periods presented	186,875	186,875
Common stock, $6 par value; 470,000,000 shares authorized in both periods presented; 293,651,398 shares issued (2006 - 292,190,924) and 280,029,215 shares outstanding (2006 - 278,741,547)	1,761,908	1,753,146
Surplus	568,184	526,856
Retained earnings	1,319,467	1,594,144
Treasury stock-at cost, 13,622,183 shares (2006 - 13,449,377)	(207,740)	(206,987)
Accumulated other comprehensive loss, net of tax of ($15,438) (2006 - ($84,143))	(46,812)	(233,728)

	3,581,882	3,620,306

	$44,411,437	$47,403,987

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Operations

	Year ended December 31,
(In thousands, except per share information)	2007	2006	2005

Interest Income:
Loans	$2,615,314	$2,486,453	$2,116,299
Money market investments	25,190	29,626	30,736
Investment securities	445,769	516,237	488,814
Trading securities	41,898	32,125	30,010

	3,128,171	3,064,441	2,665,859

Interest Expense:
Deposits	765,793	580,094	430,813
Short-term borrowings	448,172	518,960	349,203
Long-term debt	464,816	537,477	461,636

	1,678,781	1,636,531	1,241,652

Net interest income	1,449,390	1,427,910	1,424,207
Provision for loan losses	562,650	287,760	195,272

Net interest income after provision for loan losses	886,740	1,140,150	1,228,935
Service charges on deposit accounts	196,072	190,079	181,749
Other service fees (Note 35)	363,257	320,875	331,501
Net gain on sale and valuation adjustment of investment securities	55,159	4,359	52,113
Trading account (loss) profit	(2,464)	35,288	30,051
(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(38,970)	117,421	83,297
Other operating income	121,262	141,463	106,564

	1,581,056	1,949,635	2,014,210

Operating Expenses:
Personnel costs:
Salaries	519,523	517,178	474,636
Pension, profit sharing and other benefits	148,666	151,493	148,053

	668,189	668,671	622,689
Net occupancy expenses	123,621	116,742	108,386
Equipment expenses	127,472	135,877	124,276
Other taxes	50,111	44,543	39,197
Professional fees	149,854	141,534	119,281
Communications	66,877	68,283	63,395
Business promotion	115,388	129,965	100,434
Printing and supplies	17,438	17,741	18,378
Impairment losses on long-lived assets	12,344	7,232	—
Other operating expenses	151,062	118,128	122,585
Impact of change in fiscal period at certain subsidiaries	—	9,741	—
Goodwill and trademark impairment losses	211,750	14,239	—
Amortization of intangibles	10,445	12,377	9,579

	1,704,551	1,485,073	1,328,200

(Loss) income before income tax and cumulative effect of accounting change	(123,495)	464,562	686,010
Income tax (benefit) expense	(59,002)	106,886	148,915

(Loss) income before cumulative effect of accounting change	(64,493)	357,676	537,095
Cumulative effect of accounting change, net of tax	—	—	3,607

Net (Loss) Income	$(64,493)	$357,676	$540,702

Net (Loss) Income Applicable to Common Stock	$(76,406)	$345,763	$528,789

Basic (Loss) Earnings per Common Share (EPS)
Before Cumulative Effect of Accounting Change	$(0.27)	$1.24	$1.97

Diluted EPS Before Cumulative Effect of Accounting Change	$(0.27)	$1.24	$1.96

Basic EPS After Cumulative Effect of Accounting Change	$(0.27)	$1.24	$1.98

Diluted EPS After Cumulative Effect of Accounting Change	$(0.27)	$1.24	$1.97

Dividends Declared per Common Share	$0.64	$0.64	$0.64

The accompanying notes are an integral part of the consolidated financial statements.

Popular, Inc. | 2007 | Annual Report     79
Consolidated Statements of Cash Flows

	Year ended December 31,
(In thousands)	2007	2006	2005

Cash Flows from Operating Activities:
Net (loss) income	$(64,493)	$357,676	$540,702
Less: Cumulative effect of accounting change, net of tax	—	—	3,607
Less: Impact of change in fiscal period of certain subsidiaries, net of tax	—	(6,129)	—

Net (loss) income before cumulative effect of accounting change and change in fiscal period	(64,493)	363,805	537,095

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	78,563	84,388	81,947
Provision for loan losses	562,650	287,760	195,272
Goodwill and trademark impairment losses	211,750	14,239	—
Impairment losses on long-lived assets	12,344	7,232	—
Amortization of intangibles	10,445	12,377	9,579
Amortization and fair value adjustment of servicing assets	61,110	62,819	25,766
Net gain on sale and valuation adjustment of investment securities	(55,159)	(4,359)	(52,113)
Net gain on disposition of premises and equipment	(12,296)	(25,929)	(29,079)
Loss (gain) on sale of loans and valuation adjustments on loans held-for-sale	38,970	(117,421)	(83,297)
Net amortization of premiums and accretion of discounts on investments	20,238	23,918	35,288
Net amortization of premiums on loans and deferred loan origination fees and costs	90,511	130,091	127,235
Earnings from investments under the equity method	(21,347)	(12,270)	(10,982)
Stock options expense	1,763	3,006	5,226
Net disbursements on loans held-for-sale	(4,803,927)	(6,580,246)	(4,321,658)
Acquisitions of loans held-for-sale	(550,392)	(1,503,017)	(733,536)
Proceeds from sale of loans held-for-sale	4,127,794	6,782,081	4,127,381
Net decrease in trading securities	1,222,585	1,368,975	1,160,980
Net decrease (increase) in accrued income receivable	11,832	(4,209)	(30,808)
Net (increase) decrease in other assets	(94,215)	49,708	(172,879)
Net increase in interest payable	5,013	32,477	35,218
Deferred income taxes	(223,740)	(26,208)	(3,679)
Net increase in postretirement benefit obligation	2,388	4,112	5,451
Net increase (decrease) in other liabilities	71,575	(83,544)	20,431

Total adjustments	768,455	505,980	391,743

Net cash provided by operating activities	703,962	869,785	928,838

Cash Flows from Investing Activities:
Net (increase) decrease in money market investments	(638,568)	381,421	160,061
Purchases of investment securities:
Available-for-sale	(160,712)	(254,930)	(4,243,162)
Held-to-maturity	(29,320,286)	(20,863,367)	(33,579,802)
Other	(112,108)	(66,026)	(77,716)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	1,608,677	1,876,458	3,317,198
Held-to-maturity	28,935,561	20,925,847	33,787,268
Other	44,185	88,314	61,053
Proceeds from sales of investment securities available-for-sale	58,167	208,802	388,596
Proceeds from sale of other investment securities	246,352	—	—
Net disbursements on loans	(1,457,925)	(1,587,326)	(343,093)
Proceeds from sale of loans	415,256	938,862	297,805
Acquisition of loan portfolios	(22,312)	(448,708)	(2,650,540)
Net liabilities assumed (assets acquired), net of cash	719,604	(3,034)	(411,782)
Mortgage servicing rights purchased	(26,507)	(23,769)	(5,039)
Acquisition of premises and equipment	(104,866)	(104,593)	(159,166)
Proceeds from sale of premises and equipment	63,455	87,913	71,053
Proceeds from sale of foreclosed assets	175,974	138,703	117,159

Net cash provided by (used in) investing activities	423,947	1,294,567	(3,270,107)

Cash Flows from Financing Activities:
Net increase in deposits	2,889,524	1,789,662	1,371,668
Net (decrease) increase in federal funds purchased and assets sold under agreements to repurchase	(325,180)	(3,053,167)	2,227,888
Net (decrease) increase in other short-term borrowings	(2,612,801)	1,226,973	(766,277)
Payments of notes payable	(2,463,277)	(3,469,429)	(2,650,972)
Proceeds from issuance of notes payable	1,425,220	1,506,298	2,341,011
Dividends paid	(190,617)	(188,321)	(182,751)
Proceeds from issuance of common stock	20,414	55,846	193,679
Treasury stock acquired	(2,525)	(367)	(1,467)

Net cash (used in) provided by financing activities	(1,259,242)	(2,132,505)	2,532,779

Cash effect of change in fiscal period and change in accounting principle	—	11,914	(1,572)

Net (decrease) increase in cash and due from banks	(131,333)	43,761	189,938
Cash and due from banks at beginning of period	950,158	906,397	716,459

Cash and due from banks at end of period	$818,825	$950,158	$906,397

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity

	Year ended December 31,
(In thousands, except share information)	2007	2006	2005

Preferred Stock:
Balance at beginning and end of year	$186,875	$186,875	$186,875

Common Stock:
Balance at beginning of year	1,753,146	1,736,443	1,680,096
Common stock issued under Dividend Reinvestment Plan	8,702	5,154	4,372
Issuance of common stock	—	11,312	51,688
Options exercised	60	237	287

Balance at end of year	1,761,908	1,753,146	1,736,443

Surplus:
Balance at beginning of year	526,856	452,398	278,840
Common stock issued under Dividend Reinvestment Plan	11,466	11,323	13,263
Issuance of common stock	—	28,281	129,219
Issuance cost of common stock	—	1,462	(5,636)
Stock options expense on unexercised options, net of forfeitures	1,713	2,826	5,003
Options exercised	149	566	709
Transfer from retained earnings	28,000	30,000	31,000

Balance at end of year	568,184	526,856	452,398

Retained Earnings:
Balance at beginning of year	1,594,144	1,456,612	1,129,793
Net (loss) income	(64,493)	357,676	540,702
Cumulative effect of accounting change (adoption of SFAS No. 156 and EITF 06-5)	8,667	—	—
Cash dividends declared on common stock	(178,938)	(178,231)	(170,970)
Cash dividends declared on preferred stock	(11,913)	(11,913)	(11,913)
Transfer to surplus	(28,000)	(30,000)	(31,000)

Balance at end of year	1,319,467	1,594,144	1,456,612

Treasury Stock — At Cost:
Balance at beginning of year	(206,987)	(207,081)	(206,437)
Purchase of common stock	(2,525)	(367)	(1,467)
Reissuance of common stock	1,772	461	823

Balance at end of year	(207,740)	(206,987)	(207,081)

Accumulated Other Comprehensive
Loss:
Balance at beginning of year	(233,728)	(176,000)	35,454
Other comprehensive income (loss), net of tax	186,916	(17,877)	(211,454)
Adoption of SFAS No. 158	—	(39,851)	—

Balance at end of year	(46,812)	(233,728)	(176,000)

Total stockholders’ equity	$3,581,882	$3,620,306	$3,449,247

Disclosure of changes in number of shares:

	Year ended December 31,
	2007	2006	2005

Preferred Stock:
Balance at beginning and end of year	7,475,000	7,475,000	7,475,000

Common Stock — Issued:
Balance at beginning of year	292,190,924	289,407,190	280,016,007
Issued under the Dividend Reinvestment Plan	1,450,410	858,905	728,705
Issuance of common stock	—	1,885,380	8,614,620
Options exercised	10,064	39,449	47,858

Balance at end of year	293,651,398	292,190,924	289,407,190

Treasury stock	(13,622,183)	(13,449,377)	(13,451,799)

Common Stock — Outstanding	280,029,215	278,741,547	275,955,391

The accompanying notes are an integral part of the consolidated financial statements.

Popular, Inc. | 2007 | Annual Report     81
Consolidated Statements of Comprehensive Income

	Year ended December 31,
(In thousands)	2007	2006	2005

Net (loss) income	$(64,493)	$357,676	$540,702

Other comprehensive income (loss), before tax:
Foreign currency translation adjustment	2,113	(386)	(785)
Adjustment of pension and postretirement benefit plans	18,121	(1,539)	(2,354)
Unrealized holding gains (losses) on securities available-for-sale arising during the period	239,390	(12,194)	(222,604)
Reclassification adjustment for gains included in net income	(55)	(4,359)	(51,591)
Unrealized net losses on cash flow hedges	(4,782)	(1,573)	(3,316)
Reclassification adjustment for losses included in net income	1,077	1,839	4,247
Cumulative effect of accounting change	(243)	—	(103)
Reclassification adjustment for gains included in net income	—	—	(20)

	255,621	(18,212)	(276,526)
Income tax (expense) benefit	(68,705)	335	65,072

Total other comprehensive income (loss), net of tax	186,916	(17,877)	(211,454)

Comprehensive income, net of tax	$122,423	$339,799	$329,248

Tax Effects Allocated to Each Component of Other Comprehensive Income:

	Year ended December 31,
(In thousands)	2007	2006	2005

Underfunding of pension and postretirement benefit plans	$(6,926)	$600	$918
Unrealized holding gains (losses) on securities available-for-sale arising during the period	(63,104)	2,747	62,225
Reclassification adjustment for gains included in net income	8	(2,898)	2,270
Unrealized net losses on cash flow hedges	1,723	630	1,916
Reclassification adjustment for losses included in net income	(406)	(744)	(2,257)

Income tax (expense) benefit	$(68,705)	$335	$65,072

Disclosure of accumulated other comprehensive (loss) income:

	Year ended December 31,
(In thousands)	2007	2006	2005

Foreign currency translation adjustment	$(34,588)	$(36,701)	$(36,315)

Minimum pension liability adjustment	—	(3,893)	(2,354)
Tax effect	—	1,518	918
Adoption of SFAS No. 158	—	3,893	—
Tax effect	—	(1,518)	—

Net of tax amount	—	—	(1,436)

Underfunding of pension and postretirement benefit plans	(51,139)	(69,260)	—
Tax effect	20,108	27,034	—

Net of tax amount	(31,031)	(42,226)	—

Unrealized gains (losses) on securities available-for-sale	27,092	(212,243)	(195,690)
Tax effect	(5,950)	57,146	57,297

Net of tax amount	21,142	(155,097)	(138,393)

Unrealized (losses) gains on cash flow hedges	(3,615)	90	(176)
Tax effect	1,280	(37)	77

Net of tax amount	(2,335)	53	(99)

Cumulative effect of accounting change, net of tax	—	243	243

Accumulated other comprehensive loss	$(46,812)	$(233,728)	$(176,000)

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

Popular, Inc. | 2007 | Annual Report     83
Note 1 — Nature of Operations and Summary of Significant Accounting Policies:
The accounting and financial reporting policies of Popular, Inc. and its subsidiaries (the “Corporation”) conform with accounting principles generally accepted in the United States of America and with prevailing practices within the financial services industry. The following is a description of the most significant of these policies:
Nature of operations
The Corporation is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN, and Popular Financial Holdings (“PFH”). BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN offers online consumer direct lending and provides an online platform to raise deposits for BPNA. As described in Note 2 to the consolidated financial statements, E-LOAN is currently in a restructuring process of its operations. PFH, after certain restructuring events discussed in Note 2 to the consolidated financial statements, is in the process of exiting the loan origination business, but continues to carry a maturing loan portfolio and operates a mortgage loan servicing unit. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. Note 32 to the consolidated financial statements presents further information about the Corporation’s business segments.
Business combinations
During the fourth quarter of 2007, the Corporation acquired Citibank’s retail banking operations in Puerto Rico, which added 17 branches to BPPR’s retail branch network prior to branch closings due to synergies, and contributed with approximately $997,000,000 in deposits and $220,000,000 in loans. The purchase price paid was approximately $123,540,000. Also, Popular Securities, a subsidiary within the Banco Popular de Puerto Rico reportable segment, strengthened its brokerage sales force and increased its assets under management by acquiring Smith Barney’s retail brokerage operations in Puerto Rico. This acquisition added approximately $1,200,000,000 in assets under its management (thus, are not included in the Corporation’s consolidated financial statements). As part of these acquisitions, which were accounted as business combinations, the Corporation recorded approximately $125,893,000 in goodwill and $21,325,000 in other intangibles assets. The later consisted primarily of core deposit intangibles.
     Business combinations are accounted for under the purchase method of accounting. Under the purchase method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition.
Principles of consolidation
The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51” (“FIN No. 46(R)”), the Corporation also consolidates any variable interest entities (“VIEs”) for which it is the primary beneficiary and therefore will absorb the majority of the entity’s expected losses, receive a majority of the entity’s expected returns, or both. Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the consolidated statements of condition.
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
     Limited partnerships are accounted for by the equity method as required by EITF D-46 “Accounting for Limited Partnership Investments” (“EITF D-46”). EITF D-46 requires that all limited partnerships are accounted for by the equity method pursuant to paragraph 8 of AICPA Statement of Position 78-9 “Accounting for

Investments in Real Estate Ventures”, which requires the use of the equity method unless the investor’s interest is so “minor” that the limited partner may have virtually no influence over partnership operating and financial policies.
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
Use of estimates in the preparation of financial statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Investment securities
Investment securities are classified in four categories and accounted for as follows:
•	Debt securities that the Corporation has the intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred.

•	Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in earnings.

•	Debt and equity securities not classified as either securities held-to-maturity or trading securities, and which have a readily available fair value, are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income. The specific identification method is used to determine realized gains and losses on securities available-for-sale, which are included in net gain (loss) on sale and valuation adjustment of investment securities in the consolidated statements of operations.

•	Investments in equity or other securities that do not have readily available fair values are classified as other investment securities in the consolidated statements of condition. These securities are stated at the lower of cost or realizable value. The source of this value varies according to the nature of the investment, and is primarily obtained by the Corporation from valuation analyses prepared by third-parties or from information derived from financial statements available for the corresponding venture capital and mutual funds. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (“FHLB”) stock, is included in this category. Their realizable value equals their cost.
     The amortization of premiums is deducted and the accretion of discounts is added to net interest income based on the interest method over the outstanding period of the related securities, except for a small portfolio of mortgage-backed securities for which the Corporation utilizes a method which approximates the interest method, but which incorporates factors such as actual prepayments. The results of the alternative method do not differ materially from those obtained using the interest method. The cost of securities sold is determined by specific identification. Net realized gains or losses on sales of investment securities and unrealized loss valuation adjustments considered other than temporary, if any, on securities available-for-sale, held-to-maturity

Popular, Inc. | 2007 | Annual Report     85
and other investment securities are determined using the specific identification method and are reported separately in the consolidated statements of operations. Purchases and sales of securities are recognized on a trade-date basis.
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
     In January 2007, the Corporation adopted SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140.” SFAS No. 155 permits companies to elect, on a transaction-by-transaction basis, to apply a fair value measurement to hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation under SFAS No. 133. The statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The adoption of SFAS No. 155 did not have a material impact on the Corporation’s consolidated financial statements during 2007.
Loans
Loans are classified as loans held-in-portfolio when management has the intent and ability to hold the loan for the foreseeable future, or until maturity or payoff. The foreseeable future is a management judgment which is determined based upon the type of loan, business strategies, current market conditions, balance sheet management and liquidity needs. Management’s view of the foreseeable future may change based on changes in these conditions. When a decision is made to sell or securitize a loan that was not originated or initially acquired with the intent to sell or securitize, the loan is reclassified from held-in-portfolio into held-for-sale. Due to changing market conditions or other strategic initiatives, management’s intent with respect to the disposition of the loan may change, and accordingly, loans previously classified as held-for-sale may be reclassified into held-in-portfolio. Loans transferred between loans held-for-sale and held-in-portfolio classifications are recorded at the lower of cost or market at the date of transfer.
     Loans held-for-sale include residential mortgages, and to a lesser extent consumer and commercial loans. Loans held-for-sale are stated at the lower of cost or market, cost being determined based on the outstanding loan balance less unearned income, and fair value determined, generally in the aggregate. Fair value is measured based on current market prices for similar loans, outstanding investor commitments, bids received from potential purchasers, prices of recent sales or securitizations or discounted cash flow analyses which utilizes inputs and assumptions which are believed to be consistent with market participants’ views. The cost basis also includes consideration of deferred origination fees and costs, which are recognized in earnings at the time of sale. The amount, by which cost exceeds market value, if any, is accounted for as a valuation allowance with changes therein included in the determination of net income (loss) for the period in which the change occurs. At December 31, 2007, the lower of cost or market valuation allowance for outstanding loans held-for-sale amounted to $652,000. As of December 31, 2006, the fair value of loans held-for-sale substantially exceeded their cost.
     Loans held-in-portfolio are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans. Fees collected and costs incurred in the origination of new loans are deferred and amortized using the interest method or a method which approximates the interest method over the term of the loan as an adjustment to interest yield.
     Nonaccrual loans are those loans on which the accrual of interest is discontinued. When a loan is placed on nonaccrual status, any interest previously recognized and not collected is generally reversed from current earnings.
     Recognition of interest income on commercial loans, construction loans, lease financing, conventional mortgage loans and closed-end consumer loans is discontinued when the loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. Income is generally recognized on open-end (revolving credit) consumer loans until the loans are charged-off. Closed-end consumer loans and leases are charged-off when they are 120 days in arrears. In the case of the Corporation’s non-bank consumer and mortgage lending subsidiaries, however, closed-end consumer loans, including second mortgages, are charged-off when payments are 180 days delinquent. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears.
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
     The methodology used to establish the allowance for loan losses is based on SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” (as amended by SFAS No. 118) and SFAS No. 5 “Accounting for Contingencies.” Under SFAS No. 114, commercial loans over a predefined amount are identified for impairment evaluation on an individual basis. The Corporation has defined as impaired loans those commercial loans that amount to $250,000 or more and with interest and /or principal 90 days or more past due. Also, specific commercial loans over $500,000 are deemed impaired when, based on current information and events, management considers that it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. A specific allowance for loan impairment is recognized to the extent that the carrying value of an impaired commercial loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate; the observable market price of the loan; or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired commercial loans is part of the Corporation’s overall allowance for loan losses. Meanwhile, SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. To determine the allowance for loan losses under SFAS No. 5, the Corporation applies a historic loss and volatility factor to specific loan balances segregated by loan type and legal entity.
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
Transfers and servicing of financial assets and extinguishment of liabilities
The transfer of financial assets in which the Corporation surrenders control over the assets is accounted for as a sale to the extent that consideration other than beneficial interests is received in exchange. SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a Replacement of SFAS No. 125” sets forth the criteria that must be met for control over transferred assets to be considered to have been surrendered, which includes, amongst others: (1) the assets must be isolated from creditors of the transferor, (2) the transferee must obtain the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the transferor cannot maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 criteria, the Corporation is prevented from derecognizing the transferred financial assets and the transaction is accounted for as a secured borrowing. For federal and Puerto Rico income

Popular, Inc. | 2007 | Annual Report     87
tax purposes, the Corporation treats the transfers of loans which do not qualify as “true sales” under SFAS No. 140, as sales, recognizing a deferred tax asset or liability on the transaction.
     Upon completion of a transfer of financial assets that satisfies the conditions to be accounted for as a sale, the Corporation derecognizes all assets sold; recognizes all assets obtained and liabilities incurred in consideration as proceeds of the sale, including servicing assets and servicing liabilities, if applicable; initially measures at fair value assets obtained and liabilities incurred in a sale; and recognizes in earnings any gain or loss on the sale.
     SFAS No. 140 requires a true sale analysis of the treatment of the transfer under state law as if the Corporation was a debtor under the bankruptcy code. A true sale legal analysis includes several legally relevant factors, such as the nature and level of recourse to the transferor, and the nature of retained interests in the loans sold. The analytical conclusion as to a true sale is never absolute and unconditional, but contains qualifications based on the inherent equitable powers of a bankruptcy court, as well as the unsettled state of the common law. Once the legal isolation test has been met under SFAS 140, other factors concerning the nature and extent of the transferor’s control over the transferred assets are taken into account in order to determine whether derecognition of assets is warranted, including whether the special purpose entity (“SPE”) has complied with rules concerning qualifying special-purpose entities (“QSPEs”).
     Paragraphs 35-55 of SFAS No. 140, as interpreted by the FASB Staff Implementation Guide: A Guide to Implementation of Statement 140 on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“Statement 140 Guide”), provides numerous conditions that must be met for a transferee to meet the QSPE exception in paragraph 9(b) of SFAS No. 140. The basic underlying principle in this guidance is that assets transferred to a securitization trust should be accounted for as a sale, and recorded off-balance sheet, only when the transferor has given up control, including decision-making ability, over those assets. If the servicer maintains effective control over the transferred financial assets, off-balance sheet accounting by the transferor is not appropriate. Paragraphs 35(b) and 35(d) of SFAS No. 140 and the related interpretative guidance in SFAS No. 140 and the Statement 140 Guide discuss the permitted activities of a QSPE. The objective is to significantly limit the permitted activities so that it is clear that the transferor does not maintain effective control over the transferred financial assets.
     The Corporation, through its subsidiary PFH, conducted asset securitizations that involved the transfer of mortgage loans to QSPEs, which in turn transferred these assets and their titles to different trusts, thus isolating those loans from the Corporation’s assets. These off-balance sheet securitizations completed by PFH consisted primarily of subprime mortgage loans, which PFH continues to service. The Corporation’s defines subprime loans as those loans with a current FICO score of 660 or below. A uniform industry definition of what constitutes a subprime loan does not exist.
     As part of the initiatives taken by the government and the mortgage industry, in late 2007, the American Securitization Forum (“ASF”) issued the “Streamlined Foreclosure and Loss Avoidance Framework for Securitized Subprime Adjustable Rate Mortgage Loans” (the “ASF Framework”). This ASF Framework provides recommended guidance for servicers to streamline borrower evaluation procedures and to facilitate the effective use of all forms of foreclosure and loss prevention efforts for securitized subprime ARMs. Segment 2 includes current loans where the borrower is unlikely to be able to refinance into any readily available mortgage industry product. The ASF Framework indicates that for Segment 2 subprime ARM loans, the servicer can presume that the borrower would be unable to pay pursuant to the original terms of the loan after the interest rate reset, and thus, the loan is “reasonable foreseeable” of default in absence of a modification.
     The PFH off-balance sheet QSPE’s have limitations on permitted activities. The permitted activities include the ability of the servicer to modify subprime mortgages when default is “reasonably foreseeable.” The Corporation adopted the screening criteria in Segment 2 of the ASF Framework for purposes of determining the subprime adjustable rate mortgage (“ARM”) loans where default is “reasonably foreseeable.”
     The Corporation sells mortgage loans to the Government National Mortgage Association (“GNMA”) in the normal course of business and retains the servicing rights. The GNMA programs under which the loans are sold allow the Corporation to repurchase individual delinquent loans that meet certain criteria. At the Corporation’s option, and without GNMA’s prior authorization, the Corporation may repurchase the delinquent loan for an amount equal to 100% of the remaining principal balance of the loan. Under SFAS No. 140, once the Corporation has the unconditional ability to repurchase the delinquent loan, the Corporation is deemed to have regained effective control over the loan and recognizes the loan on its balance sheet as well as an offsetting liability, regardless of the Corporation’s intent to repurchase the loan.
Servicing assets
The Corporation periodically sells or securitizes loans while retaining the obligation to perform the servicing of such loans. In addition, the Corporation may purchase or assume the right to service loans originated by others. Whenever the Corporation undertakes an obligation to service a loan, management assesses whether a servicing asset or liability should be recognized. A servicing asset is recognized whenever the compensation for servicing is expected to more than adequately compensate the servicer for performing the servicing.

Likewise, a servicing liability would be recognized in the event that servicing fees to be received are not expected to adequately compensate the Corporation for its expected cost. Servicing assets are separately presented on the consolidated statement of condition. Upon adoption of SFAS No. 156 “Accounting for Servicing of Financial Assets — an Amendment of FASB No. 140” in January 2007, the Corporation no longer records mortgage servicing rights on securitizations accounted for as secured borrowings.
     Commencing in January 2007, all separately recognized servicing assets are initially recognized at fair value. For subsequent measurement of servicing rights, the Corporation has elected the fair value method for mortgage servicing rights (“MSRs”) while all other servicing assets, particularly related to Small Business Administration (“SBA”) commercial loans, follow the amortization method. Under the fair value measurement method, MSRs are recorded at fair value each reporting period, and changes in fair value are reported in other service fees in the consolidated statement of operations. Under the amortization method, servicing assets are amortized in proportion to, and over the period of, estimated servicing income and assessed for impairment based on fair value at each reporting period. Contractual servicing fees including ancillary income and late fees, as well as fair value adjustments, and impairment losses, if any, are reported in other service fees in the consolidated statement of operations. Loan servicing fees, which are based on a percentage of the principal balances of the loans serviced, are credited to income as loan payments are collected.
     The fair value of servicing rights is estimated by using a cash flow valuation model which calculates the present value of estimated future net servicing cash flows, taking into consideration actual and expected loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions.
     For purposes of evaluating and measuring impairment of capitalized servicing assets that are accounted under the amortization method, the amount of impairment recognized, if any, is the amount by which the capitalized servicing assets per stratum exceed their estimated fair value. Temporary impairment is recognized through a valuation allowance with changes included in net income for the period in which the change occurs. If it is later determined that all or a portion of the temporary impairment no longer exists for a particular stratum, the valuation allowance is reduced through a recovery in earnings. Any fair value in excess of the cost basis of the servicing asset for a given stratum is not recognized. Servicing rights subsequently accounted under the amortization method are also reviewed for other-than-temporary impairment. When the recoverability of an impaired servicing asset accounted under the amortization method is determined to be remote, the unrecoverable portion of the valuation allowance is applied as a direct write-down to the carrying value of the servicing rights, precluding subsequent recoveries.
     Refer to Note 22 to the consolidated financial statements for information on the classes of servicing assets defined by the Corporation and the impact of adopting SFAS No. 156 in January 2007.
Residual interests
The Corporation sells residential mortgage loans to QSPEs, which in turn issue asset-backed securities to investors. The Corporation retains an interest in the loans sold in the form of mortgage servicing rights and residual interests. The residual interest represents the present value of future excess cash flows resulting from the difference between the interest received from the obligors on the loans and the interest paid to the investors on the asset-backed securities, net of credit losses, servicing fees and other expenses. The assets and liabilities of the QSPEs are not included in the Corporation’s consolidated statements of condition, except for the retained interests previously described. The residual interests related with securitizations performed prior to 2006 are classified as available-for-sale securities and are measured at fair value. The residual interests derived from securitizations performed in 2006 and thereafter, including those residual interests derived from the recharacterization transaction that is described in Note 23 to the consolidated financial statements, are accounted as trading securities and are also measured at fair value. Refer to Note 23 for additional information on the residual interests classifications. The classification of the residual interests as trading securities was driven by accounting considerations as permitted under SFAS No. 115 and the interpretative guidance. It is not management’s intention to actively trade these residual interests.
     Fair value estimates of the residual interests are based on the present value of the expected cash flows of each residual interest. Factors considered in the valuation model for calculating the fair value of these subordinated interests include market discount rates, anticipated prepayment, delinquency and loss rates on the underlying assets. The residual interests are valued using forward yield curves for interest rate projections. The valuations are performed by using a third-party model with assumptions provided by the Corporation.
     The Corporation recognizes the excess of cash flows related to the residual interests at the acquisition date over the initial investment (accretable yield) as interest income over the life of the residual using the effective yield method. The yield accreted becomes a component of the residuals basis. On a regular basis, estimated cash flows are updated based on revised fair value estimates of the residual, and as such accretable yields are recalculated to reflect the change in the underlying cash flow. Adjustments to the yield are accounted for prospectively as a

Popular, Inc. | 2007 | Annual Report     89
change in estimate, with the amount of periodic accretion adjusted over the remaining life of the beneficial interest.
     On a quarterly basis, management performs a fair value analysis of the residual interests that are classified as available-for-sale and evaluates whether any unfavorable change in fair value is other-than-temporary as required under SFAS No 115 “Accounting for Certain Investments in Debt and Equity Securities”. The Corporation follows the accounting guidance in EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Interests in Securitized Financial Assets” to evaluate when a decline in fair value of a beneficial interest that results from an adverse change in estimated cash flows should be considered an other-than-temporary impairment. Whenever the current fair value of the residual interest classified as available-for-sale is lower than its current amortized cost, management evaluates to see if an impairment charge for the deficiency is required to be taken through earnings. If there has been an adverse change in estimated cash flows (considering both the timing and amount of flows), then the residual interest is written-down to fair value, which becomes the new amortized cost basis. To determine whether a change is adverse, the present value of the remaining estimated cash flows as estimated on the last revision are compared against the present value of the estimated cash flows at the current reporting date. If the present value of the cash flows estimated at the last revision is greater than the present value of the current estimated cash flows, the change is considered other-than-temporary. During 2006 and 2007, all declines in fair value in residual interests classified as available-for-sale were considered other-than-temporary.
     For residual interests classified as trading securities, the fair value determinations are also performed on a quarterly basis. SFAS No. 115 provides that changes in fair value in those securities are reflected in earnings as they occur. For residual interests held in the trading category, there is no need to evaluate them for other-than-temporary impairments.
     The methodology for determining other-than-temporary impairment is different from the periodic adjustment of accretable yield because the periodic adjustment of accretable yield is used to determine the appropriate interest income to be recognized in the residual interest and the other-than-temporary assessment is used to determine whether the recorded value of the residual interest is impaired. For both, the estimate of cash flows is a critical component. For the adjustment to accretable yield when there is a favorable or an adverse change in estimated cash flows from the cash flows previously projected, the amount of accretable yield should be recalculated as the excess of the estimated cash flows over a reference amount. The reference amount is the initial investment less cash received to date less other-than-temporary impairments recognized to date plus the yield accreted to date. This is based on the accounting guidance prescribed by EITF 99-20.
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
     The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. Interest cost capitalized for the years ended December 31, 2007, 2006 and 2005 was not significant.
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
Impairment on long-lived assets
The Corporation evaluates for impairment its long-lived assets to be held and used, and long-lived assets to be disposed of, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable under the provision of SFAS No. 144 “Accounting for the Impairment of Disposal of Long-Lived Assets”. In the event of an asset retirement, the Corporation recognizes a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value of such liability can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.
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
Goodwill and other intangible assets
The Corporation accounts for goodwill and identifiable intangible assets under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” Goodwill is recognized when the purchase price is higher than the fair value of net assets acquired in business combinations under the purchase method of accounting. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or circumstances indicate possible impairment using a two-step process at each reporting unit level. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary. If needed, the second step consists of comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. In determining the fair value of a reporting unit, the Corporation generally uses a combination of methods, which include market price multiples of comparable companies and the discounted cash flow analysis. Goodwill impairment losses are recorded as part of operating expenses in the consolidated statement of operations.
     Other intangible assets deemed to have an indefinite life are not amortized, but are tested for impairment using a one-step process which compares the fair value with the carrying amount of the asset. In determining that an intangible asset has an indefinite life, the Corporation considers expected cash inflows and legal, regulatory, contractual, competitive, economic and other factors, which could limit the intangible asset’s useful life. The evaluation of E-LOAN’s trademark, an indefinite life intangible asset, was performed using a valuation approach called the “relief-from-royalty” method. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademark, the Corporation is relieved from having to pay a royalty, usually expressed as a percentage of revenue, for the use of the trademark. The main estimates involved in the valuation of this intangible asset included the determination of an appropriate royalty rate; the revenue projections that benefit from the use of this intangible; the after-tax royalty savings derived from the ownership of the intangible; and the discount rate to apply to the projected benefits to arrive at the present value of this intangible. Since estimates are an integral part of this trademark impairment analysis, changes in these estimates could have a significant impact on the calculated fair value. Trademark impairment losses are recorded as part of operating expenses in the consolidated statements of operations.
     Other identifiable intangible assets with a finite useful life, mainly core deposits, are amortized using various methods over the periods benefited, which range from 3 to 11 years. These intangibles are evaluated periodically for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments on intangible assets with a finite useful life are evaluated as long-lived assets under the guidance of SFAS No. 144 and are included as part of “impairments on long-lived assets” in the category of operating expenses in the consolidated statements of operations.
     For further disclosures required by SFAS No. 142, refer to Note 12 to the consolidated financial statements.
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
     The cash surrender value and any additional amounts provided by the contractual terms of the bank-owned insurance policy that are realizable at the balance sheet date are considered in determining the amount that could be realized, and any amounts that are not immediately payable to the policyholder in cash are discounted to their present value. In determining “the amount that could be realized,” it is assumed that policies will be surrendered on an individual-by-individual basis. This accounting policy follows the guidance in EITF Issue No. 06-5 “Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”), which became effective in 2007. The Corporation adopted the EITF 06-5 guidance in the first quarter of 2007 and as a result recorded a $907,000 cumulative effect adjustment to beginning retained earnings (reduction of capital) for the existing bank-owned life insurance arrangement.
Assets sold/purchased under agreements to repurchase/resell
Repurchase and resell agreements are treated as collateralized financing transactions and are carried at the amounts at which the assets will be subsequently reacquired or resold as specified in the respective agreements.

Popular, Inc. | 2007 | Annual Report     91
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
Guarantees, including indirect guarantees of indebtedness of others
The Corporation, as a guarantor, recognizes at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Refer to Note 34 to the consolidated financial statements for further disclosures.
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
Income Recognition — Insurance agency business
Commissions and fees are recognized when related policies are effective. Additional premiums and rate adjustments are recorded as they occur. Contingent commissions are recorded on the accrual basis when the amount to be received is notified by the insurance company. Commission income from advance business is deferred. An allowance is created for expected adjustments to commissions earned relating to policy cancellations.
Income Recognition — Investment banking revenues
Investment banking revenue is recorded as follows: underwriting fees at the time the underwriting is completed and income is reasonably determinable; corporate finance advisory fees as earned, according to the terms of the specific contracts and sales commissions on a trade-date basis.
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
     The Corporation monitors the inflation levels in the foreign countries where it operates to evaluate whether they meet the “highly inflationary economy” test prescribed by SFAS No. 52, “Foreign Currency Translation.” Such statement defines highly inflationary as a “cumulative inflation of approximately 100 percent or more over a 3-year period.” In accordance with the provisions of SFAS No. 52, the financial statements of a foreign entity in a highly inflationary economy are remeasured as if the functional currency were the reporting currency.
     During 2007, the foreign currency translation adjustment from operations in the Dominican Republic were reported in accumulated other comprehensive income (loss). Since June 2004 through December 31, 2006, the Corporation’s interests in the Dominican Republic were remeasured into the U.S. dollar because the economy was considered highly inflationary under the test prescribed by SFAS No. 52. During the year ended December 31, 2006, approximately $765,000 in net remeasurement gains on the investments held by the Corporation in the Dominican Republic were reflected in other operating income instead of accumulated other comprehensive (loss) income (2005 — $568,000). These net gains relate to improvement in the Dominican peso’s exchange rate to the U.S. dollar from $45.50 at June 30, 2004, when the economy reached the “highly inflationary” threshold, to $33.35 at the end of 2006. The unfavorable cumulative translation adjustment associated with these interests at the reporting date in which the economy became highly inflationary approximated $31,787,000.
     Refer to the disclosure of accumulated comprehensive income included in the accompanying consolidated statements of comprehensive income (loss) for the outstanding balances of unfavorable foreign currency translation adjustments at December 31, 2007, 2006 and 2005.
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
     Positions taken in the Corporation’s tax returns may be subject to challenge by the taxing authorities upon examination. Uncertain tax positions are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are both initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with the tax authority, assuming full knowledge of the position and all relevant facts. Interest on income tax uncertainties is classified within income tax expense in the statement of operations, while the penalties, if any, are accounted for as other operating expenses.
     The Corporation accounts for the taxes collected from customers and remitted to governmental authorities on a net basis (excluded from revenues).
     During the first quarter of 2007, the Corporation adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Based on management’s assessment, there was no impact on retained earnings as of January 1, 2007 due to the initial application of the provisions of FIN 48. Also, as a result of the implementation, the Corporation did not recognize any change in the liability for unrecognized tax benefits. Refer to Note 27 to the consolidated financial statements for further information on the impact of FIN 48.
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
     SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” requires the recognition of the funded status of each defined pension benefit plan, retiree health care and other postretirement benefit plans on the statement of condition. The Corporation adopted SFAS No. 158 as of December 31, 2006. See Note 24 for disclosures on the impact of this accounting pronouncement.
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

Popular, Inc. | 2007 | Annual Report     93
by owners and distributions to owners. The presentation of comprehensive income is included in separate consolidated statements of comprehensive income (loss).
Earnings (losses) per common share
Basic earnings (losses) per common share are computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares of the Corporation outstanding during the year. Diluted earnings per common share take into consideration the weighted average common shares adjusted for the effect of stock options and restricted stock, using the treasury stock method.
Statement of cash flows
For purposes of reporting cash flows, cash includes cash on hand and amounts due from banks.
Reclassifications
Certain reclassifications have been made to the 2006 and 2005 consolidated financial statements to conform with the 2007 presentation.
Recently issued accounting pronouncements and interpretations
SFAS No. 157 “Fair Value Measurements”
SFAS No. 157, issued in September 2006, defines fair value, establishes a framework of measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets carried at fair value will be classified and disclosed in one of the three categories in accordance with the hierarchy. The three levels of the fair value hierarchy are (1) quoted market prices for identical assets or liabilities in active markets, (2) observable market-based inputs or unobservable inputs that are corroborated by market data, and (3) unobservable inputs that are not corroborated by market data. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB decided to issue a final staff position that defers for one year the effective date for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value on a nonrecurring basis. The staff position also amends SFAS No. 157 to exclude SFAS No. 13 “Accounting for Leases” and its related interpretive accounting pronouncements that address leasing transactions. The Corporation adopted the provisions of SFAS No. 157 that were not deferred, commencing in the first quarter of 2008. The provisions of SFAS 157 are to be applied prospectively. The Corporation is currently assessing the impact of SFAS No. 157 on its consolidated financial statements, including disclosures.
SFAS No. 159 “The Fair Value Option for Financial Assets and Liabilities — Including an Amendment of FASB Statement No. 115”
In February 2007, the FASB issued SFAS No. 159, which provides companies with an option to report selected financial assets and liabilities at fair value. The election to measure a financial asset or liability at fair value can be made on an instrument-by-instrument basis and is irrevocable. The difference between the carrying amount and the fair value at the election date is recorded as a transition adjustment to opening retained earnings. Subsequent changes in fair value are recognized in earnings. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, “Fair Value Measurements,” and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” The Corporation adopted the provisions of SFAS No. 159 in January 2008.
     Management adopted the fair value option for approximately $287 million of loans and $287 million of bond certificates associated to PFH’s on-balance sheet securitizations that were outstanding at December 31, 2007 (transactions excluded from the recharacterization transaction described in Note 23 to the consolidated financial statements). These loans serve as collateral for the bond certificates. Due to accounting constraints, the Corporation is unable to recharacterize these loan securitizations as sales. Additionally, the Corporation plans to elect the fair value option for approximately $1.2 billion of whole loans held-in-portfolio by PFH. These whole loans consist principally of mortgage loans and second-liens that were originated through the exited business of PFH and home equity lines of credit that had been originated by E-LOAN prior to the 2007 U.S. Reorganization, which is described in Note 2 to the consolidated financial statements. Due to their subprime characteristics and current market disruptions, these loans are being held-in-portfolio as potential buyers have withdrawn from the market, given heightened concerns over credit quality of borrowers and continued deterioration in the housing markets. Management understands that accounting for these loans at fair value provides a more relevant and transparent measurement of the realizable value of the assets and differentiates the PFH portfolio from that loan portfolio that the Corporation will continue to originate through other channels outside PFH. The measurement of the bond certificates at fair value reflects the actual liability of the Corporation, after considering the credit risk to be borne by the certificateholders on the on-balance sheet securitization. Management understands that the adoption of the fair value option for the financial assets and liabilities selected better reflects the inherent risks of these instruments and reflects the intention of the Corporation to discontinue most of the businesses previously conducted at PFH.
     The Corporation expects to recognize a negative pre-tax adjustment that could range between $280 million and $300 million ($158 million and $169 million after tax) due to the transitional adjustment for electing the fair value option on the previously described financial instruments. That amount represents the difference between the fair value and the carrying value of the loans at date of adoption. This negative adjustment would not impact earnings but instead be reflected as a reduction of beginning retained earnings as of January 1, 2008. Subsequent increases or decreases in the fair value of the assets and liabilities accounted under SFAS No. 159 provisions will be recorded as valuation adjustments through earnings in the consolidated statement of income. The fair value adjustments from the adoption of SFAS No. 159 disclosed here are only estimates as management is in the process of validating the methodologies used to value the assets and liabilities and the results of such valuations. Also, management continues to evaluate the impact that SFAS No. 159 will have on the consolidated financial statements, including disclosures.
FSP FIN No. 39-1 “Amendment of FASB Interpretation No. 39”
In April 2007, the FASB issued Staff Position FSP FIN No. 39-1, which defines “right of setoff” and specifies what conditions must be met for a derivative contract to qualify for this right of setoff. It also addresses the applicability of a right of setoff to derivative instruments and clarifies the circumstances in which it is appropriate to offset amounts recognized for those instruments in the statement of financial position. In addition, this FSP permits the offsetting of fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting arrangement and fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) arising from the same master netting arrangement as the derivative instruments. This interpretation is effective for fiscal years beginning after November 15, 2007, with early application permitted. The adoption of FSP FIN No. 39-1 in 2008 did not have a material impact on the Corporation’s consolidated financial statements and disclosures.
SOP 07-01“Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies”
The Statement of Position 07-1 (“SOP 07-01”), issued in June 2007, provides guidance for determining whether an entity is within the scope of the American Institute of Certified Public Accountants (“AICPA”) Audit and Accounting Guide for Investment Companies (“the AICPA Guide”). Additionally, it provides guidance as to whether a parent company or an equity method investor can apply the specialized industry accounting principles of the AICPA Guide. SOP 07-01 was to be effective for fiscal years beginning on or after December 15, 2007. On February of 2008, the FASB issued a final staff position that indefinitely defers the effective dates of SOP 07-01 and, for entities that meet the definition of an “investment company” in SOP 07-01, of FSP FIN 46(R)-7, “Application of FASB Interpretation No. 46(R) to Investment Companies.” The FASB decision was in response to several implementation issues that arose after SOP 07-1 was issued. Nevertheless, management is evaluating the impact, if any, that the adoption of SOP 07-01 may have on its consolidated financial statements and disclosures.
FSP FIN No. 46(R) — 7 “Application of FASB Interpretation No. 46(R) to Investment Companies”
In May 2007, the FASB issued Staff Position FSP FIN No.46(R) -7, which amends the scope of the exception on FIN No.46(R) to indicate that investments accounted for at fair value, in accordance with the specialized accounting guidance in the AICPA Guide, are not subject to consolidation under FIN No. 46(R). Management is evaluating the impact, if any, that the adoption of this interpretation may have on its consolidated financial statements and disclosures. As indicated under the guidance of SOP 07-01, which was previously described, the implementation of FSP FIN No. 46(R) — 7 is indefinitely delayed until further notification by the FASB.
SFAS No. 141-R “Statement of Financial Accounting Standards No. 141(R), Business Combinations (a revision of SFAS No. 141)”
In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations.” SFAS No. 141(R) will significantly change how entities apply the acquisition method to business combinations. The most significant changes affecting how the Corporation will account for business combinations under this statement include the following: the acquisition date will be the date the acquirer obtains control; all (and only) identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree will be stated at fair value on the acquisition date; assets or liabilities arising from noncontractual contingencies will be measured at their acquisition date at fair value only if it is more

Popular, Inc. | 2007 | Annual Report     95
likely than not that they meet the definition of an asset or liability on the acquisition date; adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year; acquisition-related restructuring costs that do not meet the criteria in SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” will be expensed as incurred; transaction costs will be expensed as incurred; reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period; and the allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, SFAS 141(R) will require new and modified disclosures surrounding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and an enhanced goodwill rollforward. The Corporation will be required to prospectively apply SFAS 141(R) to all business combinations completed on or after January 1, 2009. Early adoption is not permitted. For business combinations in which the acquisition date was before the effective date, the provisions of SFAS 141(R) will apply to the subsequent accounting for deferred income tax valuation allowances and income tax contingencies and will require any changes in those amounts to be recorded in earnings. Management will be evaluating the effects that SFAS 141(R) will have on the financial condition, results of operations, liquidity, and the disclosures that will be presented on the consolidated financial statements.
SFAS No. 160 “Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51”
In December 2007, the FASB issued SFAS No. 160, which amends ARB No. 51, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 will require entities to classify noncontrolling interests as a component of stockholders’ equity on the consolidated financial statements and will require subsequent changes in ownership interests in a subsidiary to be accounted for as an equity transaction. Additionally, SFAS No. 160 will require entities to recognize a gain or loss upon the loss of control of a subsidiary and to remeasure any ownership interest retained at fair value on that date. This statement also requires expanded disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective on a prospective basis for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which are required to be applied retrospectively. Early adoption is not permitted. Management will be evaluating the effects, if any, that the adoption of this statement will have on its consolidated financial statements.
Staff Accounting Bulletin No. 109 (“SAB 109”) “Written Loan Commitments Recorded at Fair Value through Earnings”
On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109 (SAB 109), which requires that the fair value of a written loan commitment that is marked to market through earnings should include the future cash flows related to the loan’s servicing rights. However, the fair value measurement of a written loan commitment still must exclude the expected net cash flows related to internally developed intangible assets (such as customer relationship intangible assets).
     SAB 109 applies to two types of loan commitments: (1) written mortgage loan commitments for loans that will be held-for-sale when funded that are marked to market as derivatives under FAS 133 (derivative loan commitments); and (2) other written loan commitments that are accounted for at fair value through earnings under Statement 159’s fair-value election.
     SAB 109 supersedes SAB 105, which applied only to derivative loan commitments and allowed the expected future cash flows related to the associated servicing of the loan to be recognized only after the servicing asset had been contractually separated from the underlying loan by sale or securitization of the loan with servicing retained. SAB 109 will be applied prospectively to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007.
     The Corporation is currently evaluating the potential impact of adopting this SAB 109.
Staff Position (FSP) FAS 140-d, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions”
(“FSP FAS 140-d”)
In February 2008, the FASB issued FASB Staff Position (FSP) FAS 140-d, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” The objective of this FSP is to provide implementation guidance on whether the security transfer and contemporaneous repurchase financing involving the transferred financial asset must be evaluated as one linked transaction or two separate de-linked transactions.
     Current practice records the transfer as a sale and the repurchase agreement as a financing. The FSP requires the recognition of the transfer and the repurchase agreement as one linked transaction, unless all of the following criteria are met: (1) the initial transfer and the repurchase financing are not contractually contingent on one another; (2) the initial transferor has full recourse upon default, and the repurchase agreement’s price is fixed and not at fair value; (3) the financial asset is readily obtainable in the marketplace and the transfer and repurchase financing are executed at market rates; and (4) the maturity of the repurchase financing is before the maturity of the financial asset. The scope of this FSP is limited to transfers and subsequent repurchase financings that are entered into contemporaneously or in contemplation of one another.
     The FSP will be effective for the Corporation on January 1, 2009. Early adoption is prohibited. The Corporation will be evaluating the potential impact of adopting this FSP.
Note 2 — Restructuring plans:
PFH Restructuring Plan
In January 2007, the Corporation announced the adoption of a Restructuring and Integration Plan for PFH, including PFH’s Internet financial services subsidiary E-LOAN (the “PFH Restructuring Plan”). Based on a comprehensive strategic and financial assessment of all the PFH operations by Popular’s management, the Plan called for PFH to exit the wholesale nonprime mortgage origination business, focus on existing profitable businesses at the time, and consolidate support functions with its sister U.S. banking entity BPNA, creating a single integrated North American financial services unit. The PFH Restructuring Plan for 2007 included among the principal milestones:
•	Exiting the wholesale nonprime mortgage origination business at PFH during early first quarter 2007 and shutting down the wholesale broker, retail and call center business divisions;

•	Consolidating support activities at PFH (Finance, Credit Risk, Compliance, Human Resources, Facilities) within BPNA;

•	Integrating PFH’s existing commercial lending businesses into BPNA’s business lending groups;

•	Focusing on the core Equity One (subsidiary of PFH) network of consumer finance branches;

•	Growing the third party mortgage servicing business operated by Popular Mortgage Servicing Inc., a subsidiary of PFH (“PMSI”); and

•	Leveraging the E-LOAN brand, technology and Internet financial services platform over the next several years to complement BPNA’s community banking growth strategy.
     Refer to the PFH Branch Network Restructuring Plan section presented in this Note 2 to the consolidated financial statements for information on additional actions at PFH in January 2008.
     SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” requires that a liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time.
     The PFH Restructuring Plan resulted in charges between the fourth quarter of 2006 and the year ended December 31, 2007 as follows:

	December 31,		December 31,
(In millions)	2007		2006

Personnel costs	$7.8	(a)	—
Net occupancy expenses	4.5	(b)	—
Equipment expenses	0.3		—
Professional fees	1.8	(c)	—
Other operating expenses	0.3		—

Total restructuring charges	$14.7		—
Impairment of long-lived assets	—		$7.2	(d)
Impairment of goodwill	—		14.2	(e)

Total	$14.7		$21.4

(a)	Severance, stay bonuses, related taxes, and other employee benefits

(b)	Lease terminations

(c)	Outplacement and professional services contract terminations

(d)	Consists mostly of software and leasehold improvements

(e)	Attributable to businesses exited at PFH

     Of the above restructuring costs, approximately $3.2 million was recognized as a liability as of December 31, 2007.
     The Corporation does not expect to incur additional significant restructuring costs related to the PFH Restructuring Plan.
     As part of the PFH Restructuring Plan, during early 2007, the Corporation actively worked in an internal corporate reorganization of its U.S. subsidiaries (the “Reorganization”). After notifying the Board of Governors of the Federal Reserve System and obtaining approval of the Corporation’s Board of Directors in January 2007, E-LOAN, as well as all of its direct and indirect subsidiaries, with the exception of E-LOAN Insurance Services, Inc. and E-LOAN International, Inc., became operating subsidiaries of BPNA. Prior to the consummation of this U.S. Reorganization, E-LOAN was a direct wholly-owned subsidiary of PFH.
E-LOAN Restructuring Plan
In November 2007, the Board of Directors of the Corporation adopted a restructuring plan for its Internet financial services subsidiary E-LOAN (the “E-LOAN Restructuring Plan”). Considering E-LOAN’s operating losses in light of current market conditions and other factors, the Board of Directors approved a substantial reduction of marketing and personnel costs at E-LOAN and changes in E-LOAN’s business model to align it with revenue expectations. The changes include concentrating marketing investment toward the Internet and the origination of first mortgage loans that qualify for sale to government sponsored entities (“GSEs”). Also, as a result of escalating credit costs in the current economic environment and lower liquidity in the secondary markets for mortgage related products, the Corporation determined to hold back the origination by E-LOAN of home equity lines of credit, closed-end second lien mortgage loans and auto loans. The E-LOAN Restructuring Plan continues to promote the Internet deposit gathering initiative with BPNA.

Popular, Inc.| 2007 | Annual Report     97
As part of the E-LOAN Restructuring Plan, the Corporation evaluated the value of E-LOAN’s recorded goodwill and trademark by considering the changes in E-LOAN’s business model and the unprecedented conditions in the mortgage loan business.
     The E-LOAN Restructuring Plan costs were as follows:

	Year ended
	December 31,
(In millions)	2007

Personnel costs	$4.6	(a)
Net occupancy expenses	4.2	(b)
Equipment expenses	0.4	(c)
Professional fees	0.4	(c)

Total restructuring charges	$9.6
Impairment of long-lived assets	10.5	(d)
Impairment of goodwill and trademark	211.8	(e)

Total	$231.9

(a)	Severance, stay bonuses, related taxes, and other employee benefits

(b)	Lease terminations

(c)	Service contract terminations

(d)	Consists mostly of leasehold improvements, equipment and intangible assets with definitive lives

(e)	Goodwill impairment of $164.4 million and trademark impairment of $47.4 million

     The above restructuring costs were recognized as a liability as of December 31, 2007.
PFH Branch Network Restructuring Plan
Given the unforeseen disruption in the capital markets since the summer of 2007 and its impact on funding, management of the Corporation concluded during the fourth quarter of 2007 that it would be difficult to generate an adequate return on the capital invested at Equity One’s consumer service branches.
     In January 2008, the Corporation announced the signing of an Asset Purchase Agreement (the “Agreement”) to sell certain assets of Equity One to American General Finance, Inc., a member of American International Group. The closing of the Agreement with effective date of March 1, 2008 resulted in the sale of a significant portion of Equity One’s mortgage loan and consumer loan portfolio approximating $1.4 billion. This portfolio was reclassified by the Corporation from loans held-in-portfolio to loans held-for-sale in December 2007. American General Finance, Inc. will hire certain Equity One’s consumer services employees and will retain certain branch locations. Equity One will close all remaining consumer branches not purchased by American General. Workforce reductions at Equity One will result in the loss of employment for those employees at the consumer services branches not hired by American General, as well as for other related support functions. The individuals whose jobs will be eliminated will receive from Equity One a transitional severance package, professional counseling, outplacement and support during this process.
     This strategic initiative resulted in the adoption of an additional restructuring plan at PFH (the “PFH Branch Network Restructuring Plan”) during the first quarter of 2008. It is anticipated that this restructuring plan (the “PFH Branch Network Restructuring Plan”) will result in estimated combined charges for the Corporation broken down as follows:

	Fourth
	Quarter
(In millions)	2007	2008	Total

Personnel costs	—	$8.1	$8.1	(a)
Net occupancy expenses	—	5.6	5.6	(b)
Other	—	2.1	2.1	(c)

Total restructuring charges	—	15.8	15.8
Impairment of long-lived assets	$1.9	—	1.9	(d)
Other costs	—	1.8	1.8	(e)

Total combined estimated costs	$1.9	$17.6	$19.5

(a)	Severance, retention bonuses and other benefits

(b)	Lease terminations

(c)	Contract cancellations and branch closing costs

(d)	Leasehold improvements, furniture and equipment

(e)	Bonuses and other benefits for retained employees

     These estimates are preliminary and may vary as Popular’s management implements the PFH Branch Network Restructuring Plan. The estimates do not incorporate the final outcome of the number of employees and branches retained by American General under the final agreement.
Note 3 — Subsequent events:
In January 2008, the Corporation signed the Agreement to sell certain assets of Equity One to American General Finance, Inc. Refer to Note 2 to the consolidated financial statements for additional information.
     On January 10, 2008, the Corporation completed the sale of six Houston branches of BPNA to Prosperity Bank. Prosperity Bank paid a premium of 10.10% for approximately $125,340,000 in deposits, as well as purchased certain loans and other assets attributable to the branches. The purchase price approximated $104,287,000. Prosperity retained all branch-based employees. BPNA will continue to operate its mortgage business based in Houston, as well as its franchise and small business lending activities in Texas. BPNA will also continue to maintain a retail branch in Arlington, Texas.

Note 4 — Restrictions on cash and due from banks and highly liquid securities:
The Corporation’s subsidiary banks are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank or with a correspondent bank. Those required average reserve balances were approximately $678,473,000 at December 31, 2007 (2006 - $621,387,000). Cash and due from banks, as well as other short-term, highly liquid securities, are used to cover the required average reserve balances.
     In compliance with rules and regulations of the Securities and Exchange Commission, at December 31, 2007, the Corporation had securities with a market value of $273,000 (2006 — $445,000) segregated in a special reserve bank account for the benefit of brokerage customers of its broker-dealer subsidiary. These securities are classified in the consolidated statement of condition within the other trading securities category.
     As required by the Puerto Rico International Banking Center Law, at December 31, 2007 and 2006, the Corporation maintained separately for its two international banking entities (“IBEs”), $600,000 in time deposits, equally split for the two IBEs, which were considered restricted assets.
     As part of a line of credit facility with a financial institution, at December 31, 2007 and 2006, the Corporation maintained restricted cash of $1,860,000 as collateral for the line of credit. The cash is being held in certificates of deposit, which mature in less than 90 days. The line of credit is used to support letters of credit.
     At December 31, 2007, the Corporation had restricted cash of $3,500,000 to support a letter of credit related to a service settlement agreement.
Note 5 — Securities purchased under agreements to resell:
The securities purchased underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. The Corporation is permitted by contract to repledge the securities, and has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.
     The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2007	2006

Repledged	$146,712	$179,303
Not repledged	14,193	103,124

Total	$160,905	$282,427

     The repledged securities were used as underlying securities for repurchase agreement transactions.

Popular, Inc.| 2007 | Annual Report     99
Note 6 — Investment securities available-for-sale:
The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2007 and 2006 (2005 — only market value is presented) were as follows:

	2007
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average
	cost	gains	losses	value	yield
	(Dollars in thousands)
U.S. Treasury securities
Within 1 year	$9,993	$3	—	$9,996	3.57%
After 5 to 10 years	466,111	—	$5,011	461,100	3.83

	476,104	3	5,011	471,096	3.82

Obligations of U.S. government sponsored entities
Within 1 year	1,315,128	113	4,642	1,310,599	3.75
After 1 to 5 years	3,593,239	49,022	487	3,641,774	4.45
After 5 to 10 years	470,357	2,669	756	472,270	4.24
After 10 years	71,304	1,167	—	72,471	5.96

	5,450,028	52,971	5,885	5,497,114	4.28

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	12,429	56	54	12,431	4.94
After 1 to 5 years	7,889	96	25	7,960	5.69
After 5 to 10 years	23,947	255	88	24,114	4.44
After 10 years	58,941	63	2,017	56,987	4.98

	103,206	470	2,184	101,492	4.90

Collateralized mortgage obligations
Within 1 year	190	—	—	190	6.06
After 1 to 5 years	7,491	3	34	7,460	5.25
After 5 to 10 years	127,490	370	609	127,251	5.00
After 10 years	1,268,121	3,381	9,863	1,261,639	5.15

	1,403,292	3,754	10,506	1,396,540	5.14

Mortgage-backed securities
Within 1 year	27,318	1	203	27,116	2.97
After 1 to 5 years	94,119	104	872	93,351	3.94
After 5 to 10 years	69,223	206	523	68,906	4.60
After 10 years	826,642	4,379	10,266	820,755	5.33

	1,017,302	4,690	11,864	1,010,128	5.08

Equity securities (without contractual maturity)	33,299	690	36	33,953	4.53

Other
After 1 to 5 years	23	—	—	23
After 5 to 10 years	68	—	—	68
After 10 years	4,721	—	—	4,721

	4,812	—	—	4,812	13.27

	$8,488,043	$62,578	$35,486	$8,515,135	4.51%

	2006					2005
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average	Market
	cost	gains	losses	value	yield	value
	(Dollars in thousands)
U.S. Treasury securities
Within 1 year	—	—	—	—	—	$14,792
After 1 to 5 years	$29,343	—	$271	$29,072	3.99%	29,108
After 5 to 10 years	475,310	—	29,547	445,763	3.82	—
After 10 years	—	—	—	—	—	460,425

	504,653	—	29,818	474,835	3.83	504,325

Obligations of U.S. government sponsored entities
Within 1 year	902,898	—	5,711	897,187	3.63	1,194,359
After 1 to 5 years	2,234,285	$57	43,896	2,190,446	4.03	2,929,326
After 5 to 10 years	3,393,190	—	96,794	3,296,396	4.45	3,513,737
After 10 years	72,879	—	1,123	71,756	5.93	73,254

	6,603,252	57	147,524	6,455,785	4.21	7,710,676

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	6,695	18	10	6,703	5.44	451
After 1 to 5 years	19,688	105	179	19,614	5.32	26,971
After 5 to 10 years	18,227	20	164	18,083	5.10	12,793
After 10 years	73,604	122	3,184	70,542	5.04	66,439

	118,214	265	3,537	114,942	5.12	106,654

Collateralized mortgage obligations
After 1 to 5 years	10,040	—	105	9,935	5.75	12,707
After 5 to 10 years	134,487	343	1,890	132,940	5.01	41,236
After 10 years	1,513,086	4,561	15,196	1,502,451	5.34	1,794,820

	1,657,613	4,904	17,191	1,645,326	5.32	1,848,763

Mortgage-backed securities
After 1 to 5 years	150,884	54	3,661	147,277	4.37	209,991
After 5 to 10 years	74,668	46	2,288	72,426	4.43	109,688
After 10 years	836,298	1,358	20,543	817,113	5.35	1,054,063

	1,061,850	1,458	26,492	1,036,816	5.15	1,373,742

Equity securities (without contractual maturity)	70,954	6,692	3,901	73,745	1.85	82,534

Other
Within 1 year	—	—	—	—		6,655
After 1 to 5 years	121	27	—	148		11,892
After 5 to 10 years	307	329	—	636		1,265
After 10 years	45,898	2,731	—	48,629		70,080

	46,326	3,087	—	49,413	14.06	89,892

	$10,062,862	$16,463	$228,463	$9,850,862	4.51%	$11,716,586

     The weighted average yield on investment securities available-for-sale is based on amortized cost; therefore, it does not give effect to changes in fair value.
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

     The “other” category is composed substantially of residual interests derived from off-balance sheet mortgage loan securitizations by PFH.
     The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 2007, by contractual maturity, are shown below:

(In thousands)	Amortized cost	Market value

Within 1 year	$1,365,058	$1,360,332
After 1 to 5 years	3,702,761	3,750,568
After 5 to 10 years	1,157,196	1,153,709
After 10 years	2,229,729	2,216,573

Total	$8,454,744	$8,481,182
Equity securities	33,299	33,953

Total investment securities available-for-sale	$8,488,043	$8,515,135

     Proceeds from the sale of investment securities available-for-sale during 2007 were $58,167,000 (2006 — $208,802,000; 2005 - $388,596,000). Gross realized gains and losses on securities available-for-sale during 2007 were $8,036,000 and $4,299,000, respectively (2006 — $22,924,000 and $691,000; 2005 — $68,946,000 and $1,529,000).
     The following table shows the Corporation’s gross unrealized losses and fair value of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

December 31, 2007
	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$67,107	$185	$66,922
Obligations of Puerto Rico, States and political subdivisions	2,600	2	2,598
Collateralized mortgage obligations	349,084	2,453	346,631
Mortgage-backed securities	99,328	667	98,661
Equity securities	28	10	18

	$518,147	$3,317	$514,830

	12 months or more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$466,111	$5,011	$461,100
Obligations of U.S. government sponsored entities	1,807,457	5,700	1,801,757
Obligations of Puerto Rico, States and political subdivisions	65,642	2,182	63,460
Collateralized mortgage obligations	430,034	8,053	421,981
Mortgage-backed securities	656,879	11,197	645,682
Equity securities	300	26	274

	$3,426,423	$32,169	$3,394,254

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$466,111	$5,011	$461,100
Obligations of U.S. government sponsored entities	1,874,564	5,885	1,868,679
Obligations of Puerto Rico, States and political subdivisions	68,242	2,184	66,058
Collateralized mortgage obligations	779,118	10,506	768,612
Mortgage-backed securities	756,207	11,864	744,343
Equity securities	328	36	292

	$3,944,570	$35,486	$3,909,084

December 31, 2006
	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$19,421	$134	$19,287
Obligations of U.S. government sponsored entities	425,076	4,345	420,731
Obligations of Puerto Rico, States and political subdivisions	21,426	259	21,167
Collateralized mortgage obligations	501,705	4,299	497,406
Mortgage-backed securities	28,958	484	28,474
Equity securities	11,180	3,699	7,481

	$1,007,766	$13,220	$994,546

	12 months or more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$485,232	$29,684	$455,548
Obligations of U.S. government sponsored entities	6,097,274	143,179	5,954,095
Obligations of Puerto Rico, States and political subdivisions	55,238	3,278	51,960
Collateralized mortgage obligations	564,217	12,892	551,325
Mortgage-backed securities	954,293	26,008	928,285
Equity securities	300	202	98

	$8,156,554	$215,243	$7,941,311

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$504,653	$29,818	$474,835
Obligations of U.S. government sponsored entities	6,522,350	147,524	6,374,826
Obligations of Puerto Rico, States and political subdivisions	76,664	3,537	73,127
Collateralized mortgage obligations	1,065,922	17,191	1,048,731
Mortgage-backed securities	983,251	26,492	956,759
Equity securities	11,480	3,901	7,579

	$9,164,320	$228,463	$8,935,857

     At December 31, 2007, “Obligations of Puerto Rico, States and political subdivisions” include approximately $55 million in Commonwealth of Puerto Rico Appropriation Bonds (“Appropriation Bonds”). The rating on these bonds by Moody’s Investors Service (“Moody’s”) is Ba1, one notch below investment grade, while Standard & Poor’s (“S&P”) rates them as investment grade. As of December 31, 2007, the Appropriation Bonds indicated above represented approximately $1.8 million in

Popular, Inc.  |  2007  |  Annual Report       101
unrealized losses in the Corporation’s available-for-sale investment securities portfolio. The Corporation is closely monitoring the political and economic situation of the Island and evaluates its available-for-sale portfolio for any declines in value that management may consider being other-than-temporary. Management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
     During the year ended December 31, 2007, the Corporation recognized through earnings approximately $65,169,000 in losses in the investment securities available-for-sale portfolio that management considered to be other-than-temporarily impaired. These realized losses were associated with interest-only strips and equity securities.
     The unrealized loss positions of available-for-sale securities at December 31, 2007 are primarily associated with U.S. agency-issued collateralized mortgage obligations, mortgage-backed securities, and to a lesser extent, U.S. Government-sponsored entities and Treasury obligations. The vast majority of these securities are rated the equivalent of AAA by the major rating agencies. The investment portfolio is structured primarily with highly liquid securities, which possess a large and efficient secondary market. Valuations are performed at least on a quarterly basis using third party providers and dealer quotes. Management believes that the unrealized losses in the available-for-sale portfolio at December 31, 2007 are temporary and are substantially related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuers. Also, management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
     The following table states the name of issuers, and the aggregate amortized cost and market value of the securities of such issuer (includes available-for-sale and held-to-maturity securities), when the aggregate amortized cost of such securities exceeds 10% of stockholders’ equity. This information excludes securities of the U.S. Government agencies and corporations. Investments in obligations issued by a state of the U.S. and its political subdivisions and agencies, which are payable and secured by the same source of revenue or taxing authority, other than the U.S. Government, are considered securities of a single issuer.

	2007		2006
	Amortized	Market	Amortized	Market
(In thousands)	cost	Value	cost	Value

FNMA	$1,132,834	$1,128,544	$1,539,651	$1,517,525
FHLB	5,649,729	5,693,170	6,230,841	6,086,885
Freddie Mac	918,976	913,609	1,149,185	1,134,853

Note 7 — Investment securities held-to-maturity:
The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2007 and 2006 (2005 — only amortized cost is presented) were as follows:

	2007
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average
	cost	gains	losses	value	yield
		(Dollars in thousands)

Obligations of U.S. goverment sponsored entities Within 1 year	$395,974	$15	$1,497	$394,492	4.11%

Obligations of Puerto Rico States and political subdivisions
Within 1 year	1,785	2	1	1,786	5.59
After 1 to 5 years	11,745	197	—	11,942	4.84
After 5 to 10 years	12,754	690	25	13,419	5.92
After 10 years	50,180	2,219	—	52,399	6.00

	76,464	3,108	26	79,546	5.80

Collateralized mortgage obligations
After 10 years	310	—	17	293	5.45

Other
Within 1 year	6,228	25	2	6,251	6.47
After 1 to 5 years	5,490	69	2	5,557	5.71

	11,718	94	4	11,808	6.12

	$484,466	$3,217	$1,544	$486,139	4.43%

			2006			2005
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average	Amortized
	cost	gains	losses	value	yield	cost
		(Dollars in thousands)
Obligations of U.S. government sponsored entities
Within 1 year	$3,017	—	—	$3,017	5.19%	$42,011

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	1,360	—	—	1,360	4.94	5,270
After 1 to 5 years	7,002	$28	$53	6,977	5.47	6,918
After 5 to 10 years	10,515	213	3	10,725	5.93	9,870
After 10 years	53,275	1,318	105	54,488	6.06	56,190

	72,152	1,559	161	73,550	5.96	78,248

Collateralized mortgage obligations
After 10 years	381	—	21	360	5.45	497

Other
Within 1 year	6,570	16	—	6,586	5.52	29,928
After 1 to 5 years	9,220	44	13	9,251	5.65	1,420
After 5 to 10 years	—	—	—	—	—	1,000

	15,790	60	13	15,837	5.59	32,348

	$91,340	$1,619	$195	$92,764	5.87%	$153,104

     Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.
     The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 2007, by contractual maturity, are shown below:

(In thousands)	Amortized cost	Market value

Within 1 year	$403,987	$402,529
After 1 to 5 years	17,235	17,499
After 5 to 10 years	12,754	13,419
After 10 years	50,490	52,692

Total investment securities held-to-maturity	$484,466	$486,139

     The following table shows the Corporation’s gross unrealized losses and fair value of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

December 31, 2007
	Less than 12 months
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$196,129	$1,497	$194,632
Obligations of Puerto Rico, States and political subdivisions	1,883	26	1,857
Other	1,250	1	1,249

	$199,262	$1,524	$197,738

	12 months or more
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Collateralized mortgage obligations	$310	$17	$293
Other	1,250	3	1,247

	$1,560	$20	$1,540

		Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$196,129	$1,497	$194,632
Obligations of Puerto Rico, States and political subdivisions	1,883	26	1,857
Collateralized mortgage obligations	310	17	293
Other	2,500	4	2,496

	$200,822	$1,544	$199,278

December 31, 2006
	12 months or more and Total
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$26,623	$161	$26,462
Collaterized mortgage obligations	381	21	360
Other	1,250	13	1,237

	$28,254	$195	$28,059

     Management believes that the unrealized losses in the held-to-maturity portfolio at December 31, 2007 are temporary and are substantially related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuers. Also, management has the intent and ability to hold these investments until maturity.

Popular, Inc.  |  2007  |  Annual Report      103
Note 8 — Pledged assets:
At December 31, 2007 and 2006, certain securities and loans were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available. The classification and carrying amount of pledged assets, which the secured parties are not permitted to sell or repledge the collateral, at December 31, were as follows:

(In thousands)	2007	2006

Investment securities available-for-sale	$2,944,643	$2,644,027
Investment securities held-to-maturity	339	658
Loans held-for-sale	42,428	332,058
Loans held-in-portfolio	8,489,814	10,260,198

	$11,477,224	$13,236,941

     Pledged securities and loans that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of condition.
Note 9 — Loans and allowance for loan losses:
The composition of loans held-in-portfolio at December 31, was as follows:

(In thousands)	2007	2006

Loans secured by real estate:
Insured or guaranteed by the U.S. Government or its agencies	$134,116	$94,125
Guaranteed by the Commonwealth of Puerto Rico	138,823	125,600
Commercial loans secured by real estate	7,497,731	7,185,965
Residential conventional mortgages	5,731,809	10,739,777
Construction and land development	2,301,254	1,664,592
Consumer loans secured by real estate	1,426,800	701,934

	17,230,533	20,511,993
Depository institutions	10,209	11,267
Commercial, industrial and agricultural	4,842,500	4,741,862
Lease financing	1,270,484	1,410,728
Consumer for household, credit cards and other consumer expenditures	3,820,457	4,636,398
Obligations of states and political subdivisions	582,310	510,844
Other	447,073	502,272

	$28,203,566	$32,325,364

     As of December 31, 2007, loans on which the accrual of interest income had been discontinued amounted to $770,672,000 (2006 — $717,588,000; 2005 — $547,509,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $71,037,000 (2006 — $58,223,000; 2005 — $46,198,000). Non-accruing loans as of December 31, 2007 include $49,090,000 (2006 — $48,074,000; 2005 — $39,316,000) in consumer loans.
     The commercial loans that were considered impaired at December 31, and the related disclosures follow:

	December 31,
(In thousands)	2007	2006

Impaired loans with a related allowance	$174,029	$125,728
Impaired loans that do not require allowance	147,653	82,462

Total impaired loans	$321,682	$208,190

Allowance for impaired loans	$53,959	$36,998

Average balance of impaired loans during the year	$288,374	$156,951

Interest income recognized on impaired loans during the year	$9,484	$3,858

     Note 1 to the consolidated financial statements, under the heading of “Allowance for Loan Losses,” describes the characteristics of those loans that the Corporation considers impaired loans for evaluation under the SFAS No. 114 accounting framework. As prescribed by SFAS No. 114, when a loan is impaired, the measurement of the impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. The loans classified as “Impaired loans that do not require an allowance” in the previous table were collateral dependent commercial loans. The Corporation performed a detailed analysis based on the fair value of the individual loans’ collateral less estimated costs to sell and determined it to be adequate to cover any losses. Management monitors on a quarterly basis if there have been any significant changes (increases or decreases) in the fair value of the collateral of a collateral dependent impaired loan and adjusts their specific credit reserves to the extent necessary.
     The changes in the allowance for loan losses for the year ended December 31, were as follows:

(In thousands)	2007	2006	2005

Balance at beginning of year	$522,232	$461,707	$437,081
Net allowances acquired	7,290	—	6,291
Provision for loan losses	562,650	287,760	195,272
Impact of change in reporting period	—	2,510	1,586
Recoveries	65,976	59,775	62,926
Charge-offs	(489,073)	(289,520)	(241,449)
Write-downs related to loans transferred to loans held-for-sale	(120,243)	—	—

Balance at end of year	$548,832	$522,232	$461,707

     The components of the net financing leases receivable at December 31, were:

(In thousands)	2007	2006

Total minimum lease payments	$1,050,011	$1,168,685
Estimated residual value of leased property	211,473	237,235
Deferred origination costs, net of fees	9,000	4,808
Less — Unearned financing income	172,680	184,238

Net minimum lease payments	1,097,804	1,226,490
Less — Allowance for loan losses	25,648	24,842

	$1,072,156	$1,201,648

     At December 31, 2007, future minimum lease payments are expected to be received as follows:

(In thousands)

2008	$334,803
2009	277,753
2010	217,003
2011	136,983
2012 and thereafter	83,469

$1,050,011

Note 10 — Related party transactions:
The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

	Executive
(In thousands)	Officers	Directors	Total

Balance at December 31, 2005	$5,263	$29,439	$34,702
New loans	2,084	26,705	28,789
Payments	(1,535)	(23,903)	(25,438)
Other changes	(1,851)	(7,138)	(8,989)

Balance at December 31, 2006	$3,961	$25,103	$29,064
New loans	2,781	34,897	37,678
Payments	(2,199)	(25,886)	(28,085)
Other changes	54	(1,295)	(1,241)

Balance at December 31, 2007	$4,597	$32,819	$37,416

     The amounts reported as “other changes” include changes in the status of those who are considered related parties.
     Management believes these loans have been consummated on terms no less favorable to the Corporation than those that would have been obtained if the transactions had been with unrelated parties and do not involve more than the normal risk of collection.
     At December 31, 2007, the Corporation’s banking subsidiaries held deposits from related parties amounting to $38,149,000 (2006 — $32,760,000).
     From time to time, the Corporation, in the ordinary course of business, obtains services from related parties or makes contributions to non-profit organizations that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.
     During 2007, the Corporation engaged, in the ordinary course of business, the legal services of certain law firms in Puerto Rico, in which the Secretary of the Board of Directors of Popular, Inc. and immediate family members of an executive officer of the Corporation acted as Senior Counsel or as partners. The fees paid to these law firms for fiscal year 2007 amounted to approximately $2,004,000 (2006 — $1,622,000). These fees included $507,000 (2006 — $93,000) paid by the Corporation’s clients in connection with commercial loan transactions and $50,000 (2006 — $23,000) paid by mutual funds managed by the Bank. In addition, one of these law firms leases office space in the Corporation’s headquarters building, which is owned by BPPR. During 2007, this law firm made lease payments of approximately $889,000. It also engages BPPR as trustee of its retirement plan and paid approximately $50,000 for these services.
     During 2006, the Corporation paid to an insurance broker, who was considered a related party, approximately $1,642,000 in commissions for the institutional insurance business of the Corporation and its subsidiaries.
     During 2006, the Corporation made payments of approximately $1,163,000 under construction contracts granted to a special partnership whose officer and partner is considered a related party. These contracts were granted on the basis of competitive bids or approved by the Audit Committee, as required by the Corporation’s policy.
     For the year ended December 31, 2007, the Corporation made contributions of approximately $2,097,000 to non-profit organizations, principally Banco Popular Foundations dedicated to philanthropic work (2006 — $2,508,000).

Popular, Inc.  |  2007  |  Annual Report      105
Note 11 — Premises and equipment:
Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

	Useful life
(In thousands)	in years	2007	2006

Land		$80,254	$84,753

Buildings	10-50	400,808	397,863
Equipment	3-10	579,842	586,001
Leasehold improvements	2-10	107,497	111,794

		1,088,147	1,095,658
Less — Accumulated depreciation and amortization		624,959	610,267

		463,188	485,391

Construction in progress		44,721	24,996

		$588,163	$595,140

     Depreciation and amortization of premises and equipment for the year 2007 was $78,563,000 (2006 — $84,388,000; 2005 — $81,947,000), of which $26,913,000 (2006 — $26,398,000; 2005 — $23,979,000) was charged to occupancy expense and $51,650,000 (2006 — $57,990,000; 2005 — $57,968,000) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $29,521,000 (2006 — $28,374,000; 2005 — $23,100,000).
Note 12 — Goodwill and other intangible assets:
The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006, allocated by reportable segment, and in the case of Banco Popular de Puerto Rico, as an additional disclosure, by business area, were as follows (refer to Note 32 for a discussion of the Corporation’s reportable segments):

2007
	Balance at		Purchase		Balance at
	January 1,	Goodwill	accounting		December 31,
(In thousands)	2007	acquired	adjustments	Other	2007

Banco Popular de Puerto Rico:
Commercial Banking	$14,674	$20,697	—	—	$35,371
Consumer and Retail Banking	34,999	101,408	—	—	136,407
Other Financial Services	4,391	3,788	$442	—	8,621
Banco Popular North America:
Banco Popular North America	404,237	—	—	—	404,237
E-LOAN	164,410	—	—	$(164,410)	—
Popular Financial Holdings	—	—	—	—	—
EVERTEC	45,142	837	329	(183)	46,125

Total Popular, Inc.	$667,853	$126,730	$771	$(164,593)	$630,761

2006
	Balance at		Purchase		Balance at
	January 1,	Goodwill	accounting		December 31,
(In thousands)	2006	acquired	adjustments	Other	2006

Banco Popular de Puerto Rico:
Commercial Banking	$14,674	—	—	—	$14,674
Consumer and Retail Banking	34,999	—	—	—	34,999
Other Financial Services	4,110	—	$281	—	4,391
Banco Popular North America:
Banco Popular North America	404,447	—	—	$(210)	404,237
E-LOAN	138,387	—	26,023	—	164,410
Popular Financial Holdings	14,236	—	3	(14,239)	—
EVERTEC	43,131	$1,511	500	—	45,142

Total Popular, Inc.	$653,984	$1,511	$26,807	$(14,449)	$667,853

     In 2007, the goodwill acquired was related to the acquisitions of Citibank’s retail branch network in Puerto Rico and Smith Barney’s retail brokerage operations in Puerto Rico. These acquisitions were described in Note 1 to the consolidated financial statements. The amount included in the “other” category was related mostly to goodwill impairment losses of $164,410,000 in the Banco Popular North America reportable segment that were associated with the write-off of E-LOAN’s goodwill as a result of E-LOAN’s Restructuring Plan described in Note 2 to the consolidated financial statements. In determining the fair value of a reporting unit, the Corporation generally uses a combination of methods, including market price multiples of comparable companies and the discounted cash flow analysis. The valuation technique used to evaluate E-LOAN at the time of the goodwill impairment determination considered both of these approaches. Refer to Note 1 to the consolidated financial statements for the Corporation’s accounting policy with respect to goodwill and other intangible assets.
     In 2006, the amount included in the “other” category was mainly related to goodwill impairment losses of $14,239,000 in the Popular Financial Holdings reportable segment. These losses were associated with the updated goodwill impairment evaluation during the fourth quarter of 2006 due to the exited operations of PFH as part of the PFH Restructuring Plan. Refer to Note 2 to the consolidated financial statements for information on this plan. The Banco Popular North America reportable segment also included an amount in the “other” category related to the sale of the remaining retail outlets of Popular Cash Express (“PCE”) to PLS Financial during the first quarter of 2006.
     Purchase accounting adjustments consist of adjustments to the value of the assets acquired and liabilities assumed resulting from the completion of appraisals or other valuations, adjustments to initial estimates recorded for transaction costs, if any, and contingent consideration paid during a contractual contingency period. The purchase accounting adjustments for 2006 at the Banco Popular North America reportable segment were mostly related to E-LOAN’s acquisition.

     At December 31, 2007, other than goodwill, the Corporation had $17,270,000 of identifiable intangibles with indefinite useful lives, mostly associated with E-LOAN’s trademark (2006 -$64,555,000; 2005 — $58,919,000). During the fourth quarter of 2007, the Corporation recognized impairment losses of $47,341,000 related to E-LOAN’s trademark, as a result of the E-LOAN’s Restructuring Plan described in Note 2 to the consolidated financial statements. There were no impairment losses recognized in 2006 and 2005 related to other intangible assets with indefinitive lives.
     The valuation of the E-LOAN trademark was performed using a valuation approach called the “relief-from-royalty” method. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademark, the Corporation is relieved from having to pay a royalty, usually expressed as a percentage of revenue, for the use of trademark. The main attributes involved in the valuation of this intangible asset include the royalty rate, revenue projections that benefit from the use of this intangible, after-tax royalty savings derived from the ownership of the intangible, and the discount rate to apply to the projected benefits to arrive at the present value of this intangible.
     The following table reflects the components of other intangible assets subject to amortization at December 31:

	2007		2006
	Gross	Accumulated	Gross	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization

Core deposits	$66,381	$23,171	$76,708	$48,367
Other customer relationships	10,375	4,131	11,156	2,171
Other intangibles	8,164	5,385	9,099	3,426

Total	$84,920	$32,687	$96,963	$53,964

     During the year ended December 31, 2007, the Corporation recognized $10,445,000 in amortization expense related to other intangible assets with definite lives (2006 — $12,377,000; 2005 -$9,579,000). During the fourth quater of 2007, core deposits intangibles with a gross amount of $21,068,000 were acquired as a result of the acquisition of the retail branches of Citibank in Puerto Rico based on a preliminary estimate prepared by management. On the other hand, certain core deposits with a gross amount of $31,395,000 became fully amortized during 2007 and, as such, their gross amount and accumulated amortization were eliminated from the tabular disclosure presented above. Also in December 2007, the Corporation recorded impairment losses of $846,000 and $725,000 associated with the write-off of a customer relationship and other intangibles, respectively, as a result of the E-LOAN Restructuring Plan. The other intangibles were principally related to lease contracts and proprietary technology intangibles that were recorded when E-LOAN was acquired in 2005. This amount is included in the caption of impairment losses on long-lived assets on the consolidated statement of operations. In December 2006, the Corporation recorded an impairment loss of $654,000 associated with the write-off of a customer relationship intangible asset due to the exited operations at PFH, also included in the caption of impairment losses on long-lived assets.
     The following table presents the estimated aggregate amortization expense of the intangible assets with definite lives that the Corporation has at December 31, 2007, for each of the next five years:

(In thousands)

2008	$9,728
2009	8,370
2010	7,518
2011	6,163
2012	5,154

Note 13 — Deposits:
Total interest bearing deposits at December 31, consisted of:

(In thousands)	2007	2006

Savings accounts	$5,638,862	$5,811,192
NOW, money market and other interest bearing demand	4,770,829	4,078,255

	10,409,691	9,889,447

Certificates of deposit:
Under $100,000	8,136,308	5,774,438
$100,000 and over	5,277,690	4,552,313

	13,413,998	10,326,751

	$23,823,689	$20,216,198

     A summary of certificates of deposit by maturity at December 31, 2007, follows:

(In thousands)

2008	$9,911,475
2009	1,645,847
2010	887,574
2011	359,820
2012	494,256
2013 and thereafter	115,026

$13,413,998

     At December 31, 2007, the Corporation had brokered certificates of deposit amounting to $3,116,274,000 (2006 -$865,685,000). Brokered certificates of deposit amounting to $2,992,897,000 acquired in denominations of $1,000 under a

Popular, Inc. | 2007 | Annual Report       107
master certificate of deposit have been classified in the “under $100,000” category at December 31, 2007 (2006 — $740,746,000).
     The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $144,000,000 as of December 31, 2007 (2006 — $135,764,000).
Note 14 — Federal funds purchased and assets sold under agreements to repurchase:
The following table summarizes certain information on federal funds purchased and assets sold under agreements to repurchase at December 31:

(Dollars in thousands)	2007	2006	2005

Federal funds purchased	$303,492	$1,276,818	$1,500,575
Assets sold under agreements to repurchase	5,133,773	4,485,627	7,201,886

Total amount outstanding	$5,437,265	$5,762,445	$8,702,461

Maximum aggregate balance outstanding at any month-end	$6,942,722	$8,963,244	$8,883,733

Average monthly aggregate balance outstanding	$5,644,863	$7,290,853	$7,430,174

Weighted average interest rate:
For the year	5.24%	5.03%	3.61%
At December 31	4.40	5.12	4.22

     The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the carrying value and approximate market value of the collateral (including accrued interest) as of December 31, 2007 and 2006. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held-for-trading purposes or which have been obtained under agreements to resell:

	2007
				Weighted
	Repurchase	Carrying value	Market value	average
	liability	of collateral	of collateral	interest rate
		(Dollars in thousands)
U.S. Treasury securities
After 30 to 90 days	$173,924	$173,826	$173,826	4.31%

	173,924	173,826	173,826	4.31

Obligations of U.S. government sponsored entities
Overnight	79	558	558	3.84
Within 30 days	844,189	866,577	866,577	4.69
After 30 to 90 days	716,972	736,239	736,239	4.58
After 90 days	632,460	717,494	717,494	4.34

	2,193,700	2,320,868	2,320,868	4.55

Mortgage-backed securities
Overnight	17,257	15,568	15,568	3.84
Within 30 days	51,225	54,844	54,844	4.97
After 30 to 90 days	60,069	43,442	43,442	2.75
After 90 days	538,440	523,265	523,265	4.19

	666,991	637,119	637,119	4.11

Collateralized mortgage obligations
Overnight	57,747	61,080	61,080	3.84
Within 30 days	611,385	641,017	641,017	4.99
After 30 to 90 days	304,416	305,086	305,086	5.33
After 90 days	175,099	200,535	200,535	4.37

	1,148,647	1,207,718	1,207,718	4.93

Loans Within 30 days	216,311	331,131	331,131	5.54

	216,311	331,131	331,131	5.54

	$4,399,573	$4,670,662	$4,670,662	4.62%

	2006
				Weighted
	Repurchase	Carrying value	Market value	average
	liability	of collateral	of collateral	interest rate
	(Dollars in thousands)
U.S. Treasury securities
Within 30 days	$182,721	$179,717	$179,717	5.21%
After 30 to 90 days	245,169	239,623	239,623	5.22

	427,890	419,340	419,340	5.21

Obligations of U.S. government sponsored entities
Overnight	310,970	316,302	316,302	5.28
Within 30 days	824,313	834,329	834,329	5.30
After 30 to 90 days	704,362	715,041	715,041	5.26
After 90 days	383,639	421,510	421,510	4.50

	2,223,284	2,287,182	2,287,182	5.15

Mortgage - backed securities
Overnight	45,319	51,601	51,601	3.16
Within 30 days	31,903	34,449	34,449	5.32
After 30 to 90 days	50,045	44,699	44,699	2.32
After 90 days	465,447	435,756	435,756	4.22

	592,714	566,505	566,505	4.03

Collateralized mortgage obligations
Overnight	53,201	61,755	61,755	3.16
Within 30 days	281,146	288,715	288,715	5.33
After 90 days	232,083	244,418	244,418	4.66

	566,430	594,888	594,888	4.85

Loans
Overnight	110,087	183,038	183,038	5.90
Within 30 days	147,513	150,724	150,724	5.80

	257,600	333,762	333,762	5.84

	$4,067,918	$4,201,677	$4,201,677	4.99%

Note 15 — Other short-term borrowings:
Other short-term borrowings as of December 31, consisted of:

(Dollars in thousands)	2007	2006

Advances with FHLB paying interest monthly at a fixed rate of 4.63% (2006 - 5.39% to 5.40%)	$72,000	$230,000
Advances with FHLB paying interest at maturity at fixed rates ranging from 4.38% to 4.58%	570,000	—
Advances under credit facilities with other institutions at:
- fixed rates ranging from 4.59% to 5.50% (2006 - 5.38% to 5.65%)	487,000	386,000
- floating rates ranging from 0.45% to 0.75% over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2006 was 5.32%)	—	481,062
- a floating rate of 0.20% over the 3-month LIBOR rate (3-month LIBOR rate at December 31, 2006 was 5.36%)	—	10,000
Commercial paper at rates ranging from 4.25% to 5.00% (2006 - 4.80% to 5.44%)	7,329	193,383
Term funds purchased at:
- fixed rates of 4.92% (2006 - 5.30% to 5.38%)	280,000	2,140,900
- floating rates ranging from 0.06% to 0.08% over the fed funds rate (Fed funds rate at December 31, 2006 was 5.38%)	—	500,000
Others	85,650	92,780

	$1,501,979	$4,034,125

     The weighted average interest rate of other short-term borrowings at December 31, 2007 was 4.74% (2006 — 5.36%; 2005 — 4.31%). The maximum aggregate balance outstanding at any month-end was approximately $3,797,270,000 (2006 -$4,034,125,000; 2005 — $3,370,943,000). The average aggregate balance outstanding during the year was approximately $3,040,801,000 (2006 — $3,386,308,000; 2005 -$2,897,243,000). The weighted average interest rate during the year was 5.00% (2006 — 4.50%; 2005 - 2.89%).
     Note 17 presents additional information with respect to available credit facilities.

Popular, Inc. | 2007 | Annual Report      109
Note 16 — Notes payable:
Notes payable outstanding at December 31, consisted of the following:

(Dollars in thousands)	2007	2006

Advances with FHLB:
- with maturities ranging from 2008 through 2018 paying interest at fixed rates ranging from 2.51% to 6.98% (2006 - 2.44% to 6.98%)	$813,958	$289,881
-maturing in 2007 paying interest quarterly at the 3-month LIBOR rate less 0.04% (3-month LIBOR rate at December 31, 2006 was 5.36%)	—	6,000
-maturing in 2007 paying interest monthly at the 1-month LIBOR rate plus 0.02% (1-month LIBOR rate at December 31, 2006 was 5.32%)	—	5,000
-maturing in 2008 paying interest monthly at a floating rate of 0.0075% over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2007 was 4.60%; 2006 - 5.32%)	250,000	250,000
Advances under revolving lines of credit maturing in 2007 paying interest monthly at a floating rate of 0.90% over the 1-month LIBOR rate (1-month LIBOR rate at December 31, 2006 was 5.32%)	—	426,687
Advances under revolving lines of credit with maturities ranging form 2008 through 2009 paying interest quarterly at floating rates ranging from of 0.20% to 0.35% (0.35% - December 31, 2006) over the 3-month LIBOR rate (3-month LIBOR rate at December 31, 2007 was 4.70%; 2006 - 5.36%)	110,000	69,994
Term notes with maturities ranging from 2008 through 2012 paying interest semiannually at fixed rates ranging from 3.60% to 6.85% (2006 - 3.25% to 5.65%)	2,038,259	2,014,928
Term notes maturing in 2030 paying interest monthly at fixed rates ranging from 3.00% to 6.00%	3,100	3,100
Term notes with maturities ranging from 2008 through 2013 paying interest monthly at floating rates of 3.00% over the 10-year US treasury notes rate (10-year US treasury notes rate at December 31, 2007 was 4.03%; 2006 - 4.70%)	6,805	10,428
Term notes with maturities until 2009 paying interest quarterly at a floating rate of 0.40% (2006 - 0.35% to 0.40%) over the 3-month LIBOR rate (3-month LIBOR rate at December 31, 2007 was 4.70%; 2006 - 5.36%)	199,706	349,295
Secured borrowings with maturities ranging from 2009 through 2032 paying interest monthly at fixed rates ranging from 6.04% to 7.04% (2006 - 3.52% to 7.12%)	59,241	2,695,916
Secured borrowings with maturities ranging from 2008 through 2046 paying interest monthly at rates ranging from 0.32% to 3.12% (2006 - 0.10% to 3.50%) over the 1-month LIBOR rate(1-month LIBOR rate at December 31, 2007 was 4.60%; 2006 - 5.32%)	227,743	1,708,650
Notes linked to the S&P500 Index maturing in 2008	36,498	36,112
Junior subordinated deferrable interest debentures with maturities ranging from 2027 through 2034 with fixed interest rates ranging from 6.13% to 8.33% (Refer to Note 18)	849,672	849,672
Other	26,370	21,583

	$4,621,352	$8,737,246

     The aggregate amounts of maturities of notes payable at December 31, 2007 were as follows:

Notes
Year	Payable
(In thousands)
2008	$1,490,227
2009	1,037,361
2010	264,748
2011	154,197
2012	500,249
Later years	1,174,570

Total	$4,621,352

Note 17 — Unused lines of credit and other funding sources:
At December 31, 2007, the Corporation had borrowing facilities available with the Federal Home Loan Banks (FHLB) whereby the Corporation could borrow up to approximately $2,569,498,000 based on the assets pledged with the FHLB at that date (2006 -$897,269,000). Refer to Notes 15 and 16 for the amounts of FHLB advances outstanding under these facilities at December 31, 2007 and 2006.
     The FHLB advances are collateralized with investment securities and mortgage loans, do not have restrictive covenants and do not have callable features. The maximum borrowing potential with the FHLB is dependent on certain restrictive computations determined by the FHLB and which are dependent on the amount and type of assets available for collateral, among the principal factors. The available lines of credit with the FHLB included in this note are based on the assets pledged as collateral with the FHLB as of the end of the years presented. At December 31, 2007 and 2006, the FHLB advances had no callable features. Also, at December 31, 2007, there were $35,000,000 in putable advances with fixed rates ranging from 5.34% to 6.55% and maturities extending up to 2010 (2006 — $35,000,000). The FHLB has the option to convert the putable advances before maturity on any given conversion date to an adjustable rate advance of predetermined index for the remaining term to maturity, at the FHLB’s discretion.
     At December 31, 2007, the Corporation maintained a committed line of credit with an unaffiliated bank under formal agreement that provide for financing of consumer loans. The maximum committed amount under this credit facility amounted to $86,500,000 at December 31, 2007. The full amount was drawn under the credit facility at December 31, 2007 and is included in Note 14 to the consolidated financial statements in the category of repurchase agreements. The interest rate charged on these borrowings is based on LIBOR plus a spread. This credit facility requires compliance with certain financial and non-financial covenants. As of December 31, 2007, the Corporation was in breach of a tangible net worth covenant, but received a written waiver for the covenant violation. This collateralized credit facility was paid in full in early 2008.
     In 2007, the Corporation entered into a master repurchase agreement to finance the loan portfolio of PFH. This agreement provides a maximum committed amount of $500,000,000 as of December 31, 2007. The full amount, subject to collateralization requirements under the credit line, was available for use as of such date. The Corporation paid a commitment fee of $5,000,000 during 2007, which is being amortized to interest expense during the term of the agreement. This agreement has a termination date in November 2008. The interest rate charged is based on LIBOR plus a spread. This credit facility requires compliance with certain financial and non-financial covenants. As of December 31, 2007, the Corporation was in compliance with all financial covenants. Popular, Inc. and Popular North America holding companies serve as guarantors under the agreement.
     As of December 31, 2006, the Corporation maintained committed lines of credit under formal agreements for the financing of auto, mortgage and consumer loans. As of such date, the maximum committed amount available under these lines of credit approximated $1,810,000,000, of which $1,022,847,000 was outstanding. At December 31, 2006, the amount outstanding was distributed in the statement of condition within the categories of repurchase agreements (Note 14), advances under credit facilities with other institutions (Note 15) and advances under revolving lines of credit (Note 16). Borrowings under these facilities are collateralized by the related mortgage, consumer or auto loans being financed or their security interests. These committed lines of credit expired or had renewal dates in 2007.
     The Corporation has established a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2007, the borrowing capacity at the discount window approximated $3,004,752,000, which remained unused at December 31, 2007 (2006 - $2,935,472,000). The facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.
     At December 31, 2006, the Corporation and its subsidiary Popular North America had obtained a committed credit facility from a syndicate of institutions (the lenders). Under this credit facility, which required the payment of facility and utilization fees, the Corporation could have requested the lenders to extend credit in the form of revolving loans, in an aggregate principal amount at any time outstanding not in excess of $555,000,000. This facility could had been used for general corporate purposes and also served as a backup facility to the Corporation’s commercial paper program. As of December 31, 2007, this short-term credit facility had been terminated.
Note 18 – Trust preferred securities:
At December 31, 2007 and 2006, the Corporation had established four trusts for the purpose of issuing trust preferred securities (the “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation. The sole assets of the trusts consisted of the junior subordinated debentures of the Corporation and the related accrued interest receivable. These trusts are not consolidated by the Corporation under FIN No. 46 (R).
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

Popular, Inc. | 2007 | Annual Report       111
     Financial data pertaining to the trusts follows:
(Dollars in thousands, including reference notes)

			Popular North
	BanPonce	Popular Capital	America Capital	Popular Capital
Issuer	Trust I	Trust I	Trust I	Trust II

Issuance date	February 1997	October 2003	September 2004	November 2004
Capital securities	$144,000	$300,000	$250,000	$130,000
Distribution rate	8.327%	6.700%	6.564%	6.125%
Common securities	$4,640	$9,279	$7,732	$4,021
Junior subordinated
debentures aggregate
liquidation amount	$148,640	$309,279	$257,732	$134,021
Stated maturity date	February 2027	November 2033	September 2034	December 2034
Reference notes	(a),(c),(e),(f), (g)	(b),(d), (f)	(a),(c), (f)	(b),(d), (f)

(a)	Statutory business trust that is wholly-owned by Popular North America (PNA) and indirectly wholly-owned by the Corporation.

(b)	Statutory business trust that is wholly-owned by the Corporation.

(c)	The obligations of PNA under the junior subordinated debentures and its guarantees of the capital securities under the trust are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

(d)	These capital securities are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

(e)	The original issuance was for $150,000. The Corporation had reacquired $6,000 of the 8.327% capital securities.

(f)	The Corporation has the right, subject to any required prior approval from the Federal Reserve, to redeem after certain dates or upon the occurrence of certain events mentioned below, the junior subordinated debentures at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption. The maturity of the junior subordinated debentures may be shortened at the option of the Corporation prior to their stated maturity dates (i) on or after the stated optional redemption dates stipulated in the agreements, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event as set forth in the indentures relating to the capital securities, in each case subject to regulatory approval. A capital treatment event would include a change in the regulatory capital treatment of the capital securities as a result of the recent accounting changes affecting the criteria for consolidation of variable interest entities such as the trust under FIN 46(R).

(g)	Same as (f) above, except that the investment company event does not apply for early redemption.
     The Capital Securities of Popular Capital Trust I and Popular Capital Trust II are traded on the NASDAQ under the symbols “BPOPN” and “BPOPM”, respectively.
Note 19 — (Loss) earnings per common share:
The following table sets forth the computation of (loss) earnings per common share (“EPS”), basic and diluted, for the years ended December 31:

(In thousands, except share information)	2007	2006	2005

Net (loss) income	($64,493)	$357,676	$540,702
Less: Preferred stock dividends	11,913	11,913	11,913

Net (loss) income applicable to common stock after cumulative effect of accounting change	($76,406)	$345,763	$528,789

Net (loss) income applicable to common stock before cumulative effect of accounting change	($76,406)	$345,763	$525,182

Average common shares outstanding	279,494,150	278,468,552	267,334,606
Average potential common shares	—	235,372	504,412

Average common shares outstanding — assuming dilution	279,494,150	278,703,924	267,839,018

Basic EPS before cumulative effect of accounting change	($0.27)	$1.24	$1.97

Diluted EPS before cumulative effect of accounting change	($0.27)	$1.24	$1.96

Basic EPS after cumulative effect of accounting change	($0.27)	$1.24	$1.98

Diluted EPS after cumulative effect of accounting change	($0.27)	$1.24	$1.97

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
     For year 2007, there were 2,431,830 weighted average antidilutive stock options outstanding (2006 — 1,896,057; 2005 — 1,511,877).
Note 20 — Stockholders’ equity:
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
     The Corporation’s authorized preferred stock may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation’s only outstanding class of preferred stock is its 6.375% noncumulative monthly income preferred stock, 2003 Series A. These shares of preferred stock are perpetual, nonconvertible and are redeemable solely at the option of the Corporation beginning on March 31, 2008. The redemption price per share is $25.50 from March 31, 2008 through March 30, 2009, $25.25 from March 31, 2009 through March 30, 2010 and $25.00 from March 31, 2010 and thereafter.
     During the year 2007, cash dividends of $0.64 (2006 — $0.64; 2005 — $0.64) per common share outstanding amounting to $178,938,000 (2006 — $178,231,000; 2005 — $170,970,000) were declared. In addition, dividends declared on preferred stock amounted to $11,913,000 (2006 — $11,913,000; 2005 —$11,913,000). Dividends payable to shareholders of common stock at December 31, 2007 was $44,849,000 (2006 — $44,614,000; 2005 — $42,791,000).
     The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund totaled $374,192,000 at December 31, 2007 (2006 —$346,192,000; 2005 — $316,192,000). During 2007, $28,000,000 (2006 — $30,000,000; 2005 — $31,000,000) was transferred to the statutory reserve account. At December 31, 2007, 2006 and 2005, BPPR was in compliance with the statutory reserve requirement.
Note 21 — Regulatory capital requirements:
The Corporation and its banking subsidiaries are subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Bank and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. The regulations define well-capitalized levels of Tier I, total capital and Tier I leverage of 6%, 10% and 5%, respectively. Management has determined that as of December 31, 2007 and 2006, the Corporation exceeded all capital adequacy requirements to which it is subject.
     At December 31, 2007 and 2006, BPPR, BPNA and Banco Popular, National Association (BP, N.A.) were well-capitalized under the regulatory framework for prompt corrective action, and there are no conditions or events since December 31, 2007 that management believes have changed the institutions’ category.
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
     The Corporation has been designated by the Federal Reserve Board as a Financial Holding Company (“FHC”) and is eligible to engage in certain financial activities permitted under the Gramm-Leach-Bliley Act of 1999. FHC status is subject to certain requirements including maintenance of the Corporation’s banking subsidiaries’ status as being well-capitalized and well managed and maintaining satisfactory CRA (“Community Reinvestment Act”) ratings. There are no conditions or events since December 31, 2006 that management believes have changed the Corporation’s FHC status.

Popular, Inc. | 2007 | Annual Report       113
     The Corporation’s risk-based capital and leverage ratios at December 31, were as follows:

	Actual		Capital adequacy minimum
			requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2007

Total Capital (to Risk-Weighted Assets):
Corporation	$3,778,264	11.38%	$2,656,781	8%
BPPR	2,173,648	11.15	1,559,039	8
BPNA	1,103,117	10.32	855,338	8

Tier I Capital (to Risk-Weighted Assets):
Corporation	$3,361,132	10.12%	$1,328,391	4%
BPPR	1,498,030	7.69	779,519	4
BPNA	976,878	9.14	427,669	4

Tier I Capital (to Average Assets):
Corporation	$3,361,132	7.33%	$1,375,270	3%
			1,833,694	4

BPPR	1,498,030	5.82	772,414	3
			1,029,886	4

BPNA	976,878	7.55	388,233	3
			517,644	4

	Actual		Capital adequacy minimum
			requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2006

Total Capital (to Risk-Weighted Assets):
Corporation	$4,169,451	11.86%	$2,811,418	8%
BPPR	2,362,713	12.81	1,475,460	8
BPNA	1,032,555	11.04	748,329	8

Tier I Capital (to Risk-Weighted Assets):
Corporation	$3,727,860	10.61%	$1,405,709	4%
BPPR	1,700,583	9.22	737,730	4
BPNA	944,506	10.10	374,165	4

Tier I Capital (to Average Assets):
Corporation	$3,727,860	8.05%	$1,389,915	3%
			1,853,220	4

BPPR	1,700,583	6.90	739,850	3
			986,467	4

BPNA	944,506	7.91	358,115	3
			477,486	4

     The following table also presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized under prompt corrective action:

(Dollars in thousands)	2007		2006
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets):
BPPR	$1,948,798	10%	$1,844,325	10%
BPNA	1,069,173	10	935,412	10

Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,169,279	6%	$1,106,595	6%
BPNA	641,504	6	561,247	6

Tier I Capital (to Average Assets):
BPPR	$1,287,357	5%	$1,233,083	5%
BPNA	647,055	5	596,858	5

Note 22 — Servicing assets:
The Corporation recognizes as assets the rights to service loans for others, whether these rights are purchased or result from asset transfers (sales and securitizations). Commencing in 2007 and in accordance with SFAS No. 156, the Corporation no longer records servicing rights in connection with on-balance sheet mortgage loan securitizations.
     Effective January 1, 2007, under SFAS No. 156, the Corporation identified servicing rights related to residential mortgage loans as a class of servicing rights and elected to apply fair value accounting to these mortgage servicing rights (“MSRs”). These MSRs are segregated between loans serviced by PFH and by the Corporation’s banking subsidiaries. Fair value determination is performed on a subsidiary basis, with assumptions varying in accordance with the types of assets or markets served (i.e. PFH -primarily subprime mortgage loans vs. banking subsidiaries –primarily conforming loans).
     Classes of servicing rights were determined based on the different markets or types of assets served. Management also considered trends in the markets and elections by other major participants in the industries served in determining the accounting methodology to be followed for the different types of servicing rights.
     Under the fair value accounting method of SFAS No. 156, purchased MSRs and MSRs resulting from asset transfers are capitalized and carried at fair value. Prior to the adoption of SFAS No. 156, the Corporation capitalized purchased residential MSRs at cost, and MSRs from asset transfers based on the relative fair value of the servicing right and the residential mortgage loan at the time of sale. Prior to SFAS No. 156, both purchased MSRs and MSRs from asset transfers were accounted for at quarter-end at the lower of cost or market value.
     Effective January 1, 2007, upon the remeasurement of the MSRs at fair value in accordance with SFAS No. 156, the Corporation recorded a cumulative effect adjustment to increase the 2007 beginning balance of MSRs by $15,330,000, which resulted in a $9,574,000, net of tax, increase in the retained earnings account of stockholders’ equity. The table below reconciles the balance of MSRs as of December 31, 2006 and January 1, 2007.

	Banking subsidiaries	PFH
(In thousands)	Residential MSRs	Residential MSRs	Total

Balance at December 31, 2006	$77,801	$82,338	$160,139
Remeasurement upon adoption of SFAS No. 156 (a)	13,630	1,700	15,330

Balance at January 1, 2007	$91,431	$84,038	$175,469

(a)	The remeasurement effect, net of deferred taxes, amounted to $9.6 million on a consolidated basis.

     At the end of each quarter, the Corporation uses a discounted cash flow model to estimate the fair value of MSRs, which is benchmarked against third party opinions of fair value. The discounted cash flow model incorporates assumptions that market participants would use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractural servicing fee income, prepayment and late fees, among other considerations. The Corporation uses assumptions in the model that it believes are comparable to those used by brokers or other service providers. Refer to Note 23 to the consolidated financial statements for information on assumptions used in the valuation model of MSRs as of December 31, 2007.
     The changes in mortgage servicing assets for the year ended December 31, 2007 were as follows:

	Banking subsidiaries	PFH
(In thousands)	Residential MSRs	Residential MSRs	Total

Fair value at January 1, 2007	$91,431	$84,038	$175,469
Purchases	4,256	22,251	26,507
Servicing from securitizations or asset transfers	22,817	26,048	48,865
Changes due to payments on loans (1)	(9,117)	(35,516)	(44,633)
Changes in fair value due to changes in valuation model inputs or assumptions	1,213	(15,743)	(14,530)
Other changes	12	(66)	(54)

Fair value at December 31, 2007	$110,612	$81,012	$191,624

(1)	Represents changes due to collection / realization of expected cash flows over time.

     Residential mortgage loans serviced for others were $20,509,655,000 at December 31, 2007 (2006 —$13,267,700,000; 2005 — $9,164,361,000).
     The changes in amortized MSR’s for the years ended December 31, 2006 and 2005 were as follows:

(In thousands)	2006	2005

Balance at beginning of year	$137,701	$54,326
Rights originated	62,877	103,092
Rights purchased	23,769	5,039
Amortization	(63,202)	(24,756)

Balance at end of year	161,145	137,701
Less: Valuation allowance	1,006	951

Balance at end of year, net of valuation allowance	$160,139	$136,750

Fair value at end of year	$175,469	$150,627

     Included in the table above were $11,207,000 in rights originated and $2,796,000 in amortization corresponding to the activity for the month of December 2005 for PFH, which changed its fiscal year in the first quarter of 2006, as described in Note 1 to the consolidated financial statements.
     The activity in the valuation allowance for impairment of recognized servicing assets for the years ended December 31, 2006 and 2005 was as follows:

(In thousands)	2006	2005

Balance at beginning of year	$951	$920
Additions charged to operations	536	362
Reductions credited to operations	(481)	(331)

Balance at end of year	$1,006	$951

     Net mortgage servicing fees, a component of other service fees in the consolidated statement of income, include the changes from period to period in fair value of the MSRs, which may result from changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions) and other changes, representing changes due to collection / realization of expected cash flow. Prior to the adoption of SFAS No. 156, the Corporation carried residential MSRs at the lower cost of market, with amortization of MSRs and changes in the MSRs valuation allowance recognized in net mortgage servicing fees.

Popular, Inc. | 2007 | Annual Report       115
     The changes in servicing rights associated with Small Business Administration (“SBA”) commercial loans, the other class of servicing assets held by the Corporation, will continue to be accounted for at the lower of cost or market method as follows:

(In thousands)	2007	2006	2005

Balance at beginning of year	$4,860	$4,739	$3,777
Rights originated	2,051	2,534	1,972
Rights purchased	3	—	—
Amortization	(1,893)	(2,413)	(1,010)

Balance at end of year	$5,021	$4,860	$4,739
Less: Valuation allowance	—	—	—

Balance at end of year, net of valuation allowance	$5,021	$4,860	$4,739

Fair value at end of year	$7,324	$7,705	$7,200

SBA loans serviced for others were $527,241,000 at December 31, 2007 (2006-$477,869,000; 2005-$367,352,000).
Note 23 — Retained interests on transfers of financial assets:
During the years ended December 31, 2007 and 2006, the Corporation retained servicing responsibilities and other residual interests on various securitization transactions and whole loan sales of residential mortgage and commercial loans performed by various subsidiaries. Valuation methodologies used in determining the fair value of the retained interests, including servicing assets and residual assets, are disclosed in Note 1 to the consolidated financial statements.
Popular Financial Holdings
During 2007 and 2006, the Corporation, through its subsidiary PFH, retained mortgage servicing rights (“MSRs”) and residual interests on mortgage loan securitizations.
     During 2007, the Corporation conducted one off-balance sheet asset securitization that involved the transfer of mortgage loans to a qualifying special purpose entity (“QSPE”), which in turn transferred these assets and their titles to different trusts, thus isolating those loans from the Corporation’s assets. Approximately $460,767,000 in adjustable (“ARM”) and fixed-rate loans were securitized and sold by PFH during 2007 as part of this off-balance sheet asset securitization and PFH realized a gain on sale of approximately $13,466,000. As part of this transaction, the Corporation initially recognized MSRs of $8,040,000 and residual interests of $4,667,000. Also, in December 2007, the Corporation completed the recharacterization of certain on-balance sheet securitizations that allowed the Corporation to recognize the transactions as sales under SFAS No. 140.
     From 2001 through 2006, the Corporation conducted 21 mortgage loan securitizations that were sales for legal purposes but did not qualify for sale accounting treatment at the time of inception because the securitization trusts did not meet the criteria for QSPEs contained in SFAS No. 140. As a result, the transfers of the mortgage loans pursuant to these securitizations were initially accounted for as secured borrowings with the mortgage loans continuing to be reflected as assets on the Corporation’s consolidated statement of financial condition with appropriate footnote disclosure indicating that the mortgage loans were, for legal purposes, sold to the securitization trusts.
     As part of the Corporation’s strategy of exiting the subprime business at PFH and improving the Corporation’s capital ratios, on December 19, 2007, PFH and the trustee for each of the related securitization trusts amended the provisions of the related pooling and servicing agreements to delete the discretionary provisions that prevented the Corporation from removing the loans from its accounting books. These changes in the primary discretionary provisions included:
•	deleting the provision that grants the servicer “sole discretion” to have the right to purchase for its own account or for resale from the trust fund any loan which is 91 days or more delinquent;

•	deleting the provision that grants the servicer (PFH) “sole discretion” to sell loans with respect to which it believes default is imminent;

•	deleting the provision that grants the servicer “sole discretion” to determine whether an immediate sale of a real estate owned (“REO”) property or continued management of such REO property is in the best interest of the certificateholders; and

•	deleting the provision that grants the residual holder (PFH) to direct the trustee to acquire derivatives post closing.
     The Corporation obtained a legal opinion which among other considerations indicated that each amendment (a) is authorized or permitted under the pooling and servicing agreement related to such amendment, and (b) will not adversely affect in any material respect the interests of any certificateholders covered by the related pooling and servicing agreement.
     The amendments to the provisions of the pooling and servicing agreement allowed the Corporation to recognize 16 out of the 21 transactions as sales under SFAS No. 140. When accounting for the transfers as sales, the Corporation (i) reclassified the loans as held-for-sale with the corresponding lower of cost or market adjustment as of the date of the transfer, (ii) removed from the Corporation’s books approximately $3,221,003,000 in mortgage loans and $3,083,259,000 in related liabilities representing secured borrowings, (iii) recognized assets referred to as residual interests, which represent the fair value of residual interest certificates that were issued by the securitization trusts and retained by PFH, and (iv) recognized mortgage servicing rights, which represent the fair value of PFH’s right to continue to service the mortgage loans transferred to the securitization trusts. As part of the recharacterization, the Corporation recognized residual interests of $38,308,000 and MSRs of $18,008,000. The Corporation had previously recorded MSRs in several of these securitization transactions and their outstanding fair value approximated $17,505,000 at December 31, 2007. The impact of the recharacterization transaction was a pre-tax loss of $90,143,000, which is included in the caption “(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale” in the consolidated statement of income.
     During 2006, the Corporation conducted three off-balance sheet asset securitizations that involved the transfer of mortgage loans to QSPEs. Approximately $1,024,633,000 in ARM and fixed-rate loans were securitized and sold by PFH during 2006, with a gain on sale of approximately $18,849,000. As part of these transactions, the Corporation initially recognized MSRs of $18,542,000 and residual interests of $36,927,000.
     When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 criteria, the Corporation is not permitted to derecognize the transferred financial assets and the transaction is accounted for as a secured borrowing (“on-balance sheet securitization”). The loans are included in Note 8 as pledged loans held-in-portfolio.
     The Corporation did not execute any on-balance sheet securitization during 2007. During 2006, the Corporation completed three on-balance sheet securitizations consisting of approximately $1,163,619,000 in adjustable and fixed-rate nonprime mortgage loans. As part of these transactions, the Corporation recognized MSRs of $16,521,000.
     Under SFAS No. 140, interest-only strips, retained interests in securitizations or other financial assets that can contractually be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its investment shall be subsequently measured like investments in debt securities classified as available-for-sale or trading under SFAS No. 115.
     Residual interests retained as part of off-balance sheet securitizations of subprime mortgage loans prior to 2006 had been classified as investment securities available-for-sale and are presented at fair value in the consolidated statements of condition. PFH’s residual interests classified as available-for-sale as of December 31, 2007 amounted to $4,812,000 (2006 —$49,413,000). The Corporation reviews the residual interests for potential impairment on a quarterly basis and records impairment in accordance with SFAS No. 115 and EITF 99-20. Management’s basis in determining when these securities must be written down to fair value due to other-than-temporary impairment is based on EITF 99-20. Whenever the current fair value of the residual interests classified as available-for-sale is lower than its current amortized cost, management evaluates to see if an impairment charge for the deficiency is required to be taken through earnings. If there has been an adverse change in estimated cash flows (considering both the timing and amount of flows), then residual interest security is written down to fair value, which becomes the new amortized cost basis. The Corporation recognized other-than-temporary impairment losses on these residual interests of $45,379,000 for the year ended December 31, 2007 (2006 — $17,761,000) and are classified as part of net gain (loss) on sale and valuation adjustment of investment securities in the consolidated statement of income. During 2007, all declines in fair value in residual interests classified as available-for-sale have been considered other-than-temporary.
     Commencing in January 2006 and as permitted by accounting guidance, the residual interests derived from newly-issued PFH’s off-balance sheet securitizations and from the recharacterization previously described, were accounted as trading securities. Management’s determination to prospectively classify the residual interests as trading securities was driven by accounting considerations and not by intent to actively trade these assets. Trading securities are marked-to-market through earnings (favorable and unfavorable value changes) as opposed to available-for-sale securities in which the changes in value are recorded as unrealized gains (losses) through equity, unless unfavorable changes are considered other-than-temporary. The fair value determinations for residual interests classified as trading securities are also performed on a quarterly basis. Any valuation adjustment related to these particular residual interests is reflected in earnings as it occurs and is recorded as part of trading account profit (loss) in the consolidated statements of operations. Residual interests from PFH’s securitizations and recharacterization accounted for as trading securities amounted to $40,197,000 at December 31, 2007 (2006 — $36,552,000). The Corporation recognized trading losses on these residual interests of $39,661,000 for the year ended December 31, 2007 (2006 — $970,000).
     PFH receives average annual servicing fees based on a percentage of the outstanding loan balance. In 2007, those average fees were 0.50% for mortgage loans (2006 - 0.50%).

Popular, Inc. | 2007 | Annual Report       117
     Key economic assumptions used in measuring the retained interests at the date of the securitization and recharacterization transactions completed during the year ended December 31, 2007 were:

MSRs
	Residual	Fixed-rate	ARM
	interests	loans	loans

Average prepayment speed	20.7% to 28% (Fixed-rate loans) 30% to 35% (ARM loans)	20.7% to 28%	30% to 35%
Weighted average life of collateral (in years)	6.8 years	4.2 years	2.6 years
Cumulative credit losses	4.21% to 13.13%	—	—
Discount rate (annual rate)	25% to 40%	17%	17%

     In connection with the securitizations, PFH’s retained interests are subordinated to investors’ interests. Their value is subject to credit, prepayment and interest rate risks on the transferred financial assets. The securitization related assets recorded in the statements of condition at year-end were as follows:

(In thousands)	2007	2006

Residual interests	$45,009	$85,965
MSRs	58,578	67,855
Servicing advances	167,610	42,617

     At December 31, 2007 and 2006, key economic assumptions used to estimate the fair value of the residual interests and MSRs derived from PFH’s securitizations and the sensitivity of residual cash flows to immediate changes in those assumptions were as follows:

	December 31, 2007
		MSRs
	Residual	Fixed-rate	ARM
(Dollars in thousands)	interests	loans	loans

Carrying amount of retained interests	$45,009	$47,243	$11,335
Fair value of retained interests	$45,009	$47,243	$11,335
Weighted average collateral life (in years)	7.6 years	4.3 years	2.6 years
Weighted average prepayment speed (annual rate)	20.7% (Fixed-rate loans)	20.7%	30.0%
	30% (ARM loans)
Impact on fair value of 10% adverse change	$5,031	$(192)	$272
Impact on fair value of 20% adverse change	$6,766	$(886)	$688
Weighted average discount rate (annual rate)	40.0%	17.0%	17.0%
Impact on fair value of 10% adverse change	$(2,884)	$(1,466)	$(225)
Impact on fair value of 20% adverse change	$(5,427)	$(2,846)	$(441)
Cumulative credit losses	3.35% to 11.03%	—	—
Impact on fair value of 10% adverse change	$(8,829)	—	—
Impact on fair value of 20% adverse change	$(15,950)	—	—

December 31, 2006
			MSRs
	Residual		Fixed-rate	ARM
(Dollars in thousands)	interests		loans	loans

Carrying amount of retained interests	$85,965		$38,017	$29,838
Fair value of retained interests	$85,965		$37,815	$32,212
Weighted average collateral life (in years)	3.2 years		3.1 years	2.1 years

Weighted average prepayment speed (annual rate)	28% (Fixed-rate loans 35% (ARM loans	) )	28%	35%
Impact on fair value of 10% adverse change	$(5,543)		$210	$(149)
Impact on fair value of 20% adverse change	$(9,284)		$234	$(200)

Weighted average discount rate (annual rate)	17%		16%	16%
Impact on fair value of 10% adverse change	$(4,172)		$(901)	$(542)
Impact on fair value of 20% adverse change	$(8,081)		$(1,761)	$(1,060)

Cumulative credit losses	1.28% to 3.19%		—	—
Impact on fair value of 10% adverse change	$(4,792)		—	—
Impact on fair value of 20% adverse change	$(9,558)		—	—

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
     Certain cash flows received from and paid to securitization trusts for the years ended December 31, 2007 and 2006, included:

(In thousands)	2007	2006

Servicing fees received	$18,115	$20,440
Servicing advances, net of repayments	124,993	8,726
Other cash flows received on retained interests	19,899	25,250

Banking subsidiaries
In addition, the Corporation’s banking subsidiaries retain servicing responsibilities on the sale of wholesale mortgage loans and loans guaranteed by the Small Business Administration (“SBA”). Also, servicing responsibilities are retained under pooling / selling arrangements of mortgage loans into mortgage-backed securities, primarily GNMA and FNMA securities. Substantially all mortgage loans securitized by the banking subsidiaries have fixed rates. Under these servicing agreements, the banking subsidiaries do not earn significant prepayment penalties on the underlying loans serviced.
     Gains of $21,092,000 and $42,672,000 were realized by the banking subsidiaries on the securitization transactions that met the sale criteria under SFAS No. 140 and the whole loan sales involving retained interests, which took place in 2007 and 2006, respectively.
     The banking subsidiaries receive average annual servicing fees based on a percentage of the outstanding loan balance. In 2007, those weighted average fees were 0.26% for mortgage loans (2006 — 0.27%) and 1.07% for SBA loans (2006 — 1.10%).
     Key economic assumptions used in measuring the servicing rights retained at the date of the securitizations and whole loan sales by the banking subsidiaries were:

	Residential Mortgage		SBA
	Loans		Loans
	2007	2006	2007	2006

Prepayment speed	9.5%	13.9%	18.3%	17.0%
Weighted average life (in years)	10.6 years	8.3 years	3.0 years	3.3 years
Discount rate (annual rate)	10.7%	10.2%	13.0%	13.0%

     At December 31, 2007 and 2006, key economic assumptions used to estimate the fair value of servicing rights derived from transactions performed by the banking subsidiaries and the sensitivity of residual cash flows to immediate changes in those assumptions were as follows:

December 31, 2007
	Residential
(Dollars in thousands)	Mortgage Loans	SBA Loans

Carrying amount of retained interests	$86,453	$5,021
Fair value of retained interests	$86,453	$7,324
Weighted average life (in years)	12.5 years	3.0 years
Weighted average prepayment speed (annual rate)	8.0%	18.3%
Impact on fair value of 10% adverse change	($1,983)	($348)
Impact on fair value of 20% adverse change	($3,902)	($706)
Weighted average discount rate (annual rate)	10.83%	13.00%
Impact on fair value of 10% adverse change	($2,980)	($209)
Impact on fair value of 20% adverse change	($5,795)	($427)

December 31, 2006
	Residential
(Dollars in thousands)	Mortgage Loans	SBA Loans

Carrying amount of retained interests	$62,784	$4,860
Fair value of retained interests	$73,332	$7,705
Weighted average life (in years)	9.2 years	3.3 years
Weighted average prepayment speed (annual rate)	14.0%	17.0%
Impact on fair value of 10% adverse change	($1,868)	($355)
Impact on fair value of 20% adverse change	($4,151)	($724)
Weighted average discount rate (annual rate)	10.3%	13.0%
Impact on fair value of 10% adverse change	($2,142)	($235)
Impact on fair value of 20% adverse change	($4,200)	($479)

Popular, Inc. | 2007 | Annual Report       119
     The amounts of MSRs presented in the table above exclude purchased MSRs.
     The expected credit losses for the residential mortgage loans securitized / sold are minimal. Also, no credit losses are anticipated on the retained servicing assets derived from the sale of SBA loans since the participation sold is substantially guaranteed by SBA.
     The sensitivity analyses presented in the tables above for residual interests and servicing rights of PFH and the banking subsidiaries are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 and 20 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the sensitivity tables included herein, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.
     Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation for the years ended December 31, 2007 and 2006, were as follows:

2007
	Total principal	Principal amount
	amount of loans,	60 days or more	Net credit
(In thousands)	net of unearned	past due	losses

Loans (owned and managed):
Commercial	$15,746,646	$478,067	$78,557
Lease financing	1,164,439	18,653	15,027
Mortgage	16,026,827	1,325,228	160,319
Consumer	5,684,600	141,142	186,173
Less:
Loans securitized / sold	(8,711,510)	(760,931)	(16,979)
Loans held-for-sale	(1,889,546)	—	—

Loans held-in-portfolio	$28,021,456	$1,202,159	$423,097

2006
	Total principal	Principal amount
	amount of loans,	60 days or more	Net credit
(In thousands)	net of unearned	past due	losses

Loans (owned and managed):
Commercial $	$14,599,245	$186,257	$38,322
Lease financing	1,226,490	35,083	13,883
Mortgage	17,083,839	927,036	67,478
Consumer	5,278,456	117,976	118,906
Less:
Loans securitized / sold	(5,451,091)	(204,701)	(8,844)
Loans held-for-sale	(719,922)	—	—

Loans held-in-portfolio	$32,017,017	$1,061,651	$229,745

     Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase, at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans. At December 31, 2007, the Corporation had recorded $41,564,000 in mortgage loans under this buy-back option program (2006 — $24,822,000).
Note 24 — Employee benefits:
Pension and benefit restoration plans
Certain employees of BPPR and BPNA are covered by non-contributory defined benefit pension plans. Pension benefits are based on age, years of credited service, and final average compensation.
     BPPR’s non-contributory, defined benefit retirement plan is currently closed to new hires and to employees who as of December 31, 2005 were under 30 years of age or were credited with less than 10 years of benefit service. The retirement plan’s benefit formula is based on a percentage of average final compensation and years of service. Normal retirement age under the retirement plans is age 65 with 5 years of service. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). Benefits under the BPPR retirement plan are subject to the U.S. Internal Revenue Code limits on compensation and benefits. Benefits under restoration plans restore benefits to selected employees that are limited under the retirement plan due to U.S. Internal Revenue Code limits and a compensation definition that excludes amounts deferred pursuant to nonqualified arrangements.
     Effective April 1, 2007, the Corporation froze its non-contributory, defined benefit retirement plan, which covered substantially all salaried employees of BPNA hired before June 30, 2004. This plan was in the process of termination on December 31, 2007. These actions were also applicable to the related plan that restored benefits to select employees that were limited under the retirement plan.
     The Corporation’s funding policy is to make annual contributions to the plans in amounts which fully provide for all benefits as they become due under the plans.
     The Corporation’s pension fund investment strategy is to invest in a prudent manner for the exclusive purpose of providing benefits to participants. A well defined internal structure has been established to develop and implement a risk-controlled investment strategy that is targeted to produce a total return that, when combined with the bank’s contributions to the fund, will maintain the fund’s ability to meet all required benefit obligations. Risk is controlled through diversification of asset types, such as investments in domestic and international equities and fixed income.
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
     The plans’ weighted-average asset allocations at December 31, by asset category were as follows:

	2007	2006

Equity securities	69%	67%
Fixed income securities	31	31
Other	—	2

	100%	100%

     The plans’ target allocation for 2007 and 2006, by asset category, approximated 70% in equity securities and 30% in debt securities.
     At December 31, 2007, these plans included 2,745,720 shares (2006 — 2,745,720) of the Corporation’s common stock with a market value of approximately $29,105,000 (2006 -$49,286,000). Dividends paid on shares of the Corporation’s common stock held by the plan during 2007 amounted to $1,757,000 (2006 — $1,757,000).
     As indicated in Note 1, the Corporation adopted SFAS No. 158 as of December 31, 2006. Under SFAS No. 158 each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of the standard due to unrecognized prior service costs or credits and net actuarial gains or losses as well as subsequent changes in the funded status was recognized as a component of accumulated comprehensive loss in stockholders’ equity. Additional minimum pension liabilities (“AMPL”) and related intangible assets were also derecognized upon adoption of the new standard. The following table summarizes the effect of required changes in the AMPL as of December 31, 2006 prior to the adoption of SFAS No. 158 as well as the impact of the initial adoption of SFAS No. 158.

Pension Plans:
	December 31,			December 31,
	2006 prior			2006 Post
	AMPL and		SFAS	AMPL and
	SFAS No. 158	AMPL	No. 158	SFAS No. 158
(In thousands)	Adjustments	Adjustment	Adjustment	Adjustment

Prepaid pension costs	$21,071	—	($21,071)	—
Benefit liabilities	(4,595)	—	(28,007)	($32,602)
Accumulated other comprehensive loss	—	—	49,078	49,078

Benefit Restoration Plans:
	December 31,			December 31,
	2006 prior to			2006 Post
	AMPL and		SFAS	AMPL and
	SFAS No. 158	AMPL	No. 158	SFAS No. 158
(In thousands)	Adjustments	Adjustment	Adjustment	Adjustment

Prepaid pension costs	$2,057	—	($2,057)	—
Benefit liabilities	(5,634)	—	(6,507)	($12,141)
Accumulated other comprehensive loss	2,354	$1,539	8,564	12,457

Popular, Inc. | 2007 | Annual Report       121
     The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31:

		Benefit
	Pension Plans	Restoration Plans	Total
(In thousands)		2007

Change in benefit obligation:
Benefit obligation at beginning of year	$569,457	$29,619	$599,076
Service cost	11,023	898	11,921
Interest cost	31,850	1,677	33,527
Curtailment gain	(1,291)	(334)	(1,625)
Actuarial (gain) loss	(30,314)	(2,511)	(32,825)
Benefits paid	(25,392)	(284)	(25,676)

Benefit obligations at end of year	$555,333	$29,065	$584,398

Change in plan assets:
Fair value of plan assets at beginning of year	$536,856	$17,477	$554,333
Actual return on plan assets	13,624	2,053	15,677
Employer contributions	1,002	1,154	2,156
Benefits paid	(25,392)	(284)	(25,676)

Fair value of plan assets at end of year	$526,090	$20,400	$546,490

Amounts recognized in accumulated other comprehensive loss under SFAS No. 158:
Net prior service cost	$1,130	($356)	$774
Net loss	44,879	8,709	53,588

Accumulated other comprehensive loss (AOCL)	$46,009	$8,353	$54,362

Reconciliation of net (liability) / asset:
Net (liability) / asset at beginning of year	($32,602)	($12,141)	($44,743)
Amount recognized in AOCL at beginning of year, pre-tax	49,078	12,457	61,535

(Accrual) / prepaid at beginning of year	16,476	316	16,792
Net periodic benefit (cost) / income	(959)	(2,040)	(2,999)
Additional benefit (cost) / income	247	258	505
Contributions	1,002	1,154	2,156

(Accrual) / prepaid at end of year	16,766	(312)	16,454
Amount recognized in AOCL	(46,009)	(8,353)	(54,362)

Net (liability) / asset at end of year	($29,243)	($8,665)	($37,908)

Accumulated benefit obligation	$512,238	$24,438	$536,676

		Benefit
	Pension Plans	Restoration Plans	Total
(In thousands)		2006

Change in benefit obligation:
Benefit obligation at beginning of year	$567,154	$29,316	$596,470
Service cost	12,509	1,047	13,556
Interest cost	30,558	1,601	32,159
Actuarial (gain) loss	(18,265)	(983)	(19,248)
Benefits paid	(23,561)	(300)	(23,861)
Transfer of obligation*	1,062	(1,062)	—

Benefit obligations at end of year	$569,457	$29,619	$599,076

Change in plan assets:
Fair value of plan assets at beginning of year	$509,457	$12,259	$521,716
Actual return on plan assets	49,037	(20)	49,017
Employer contributions	1,923	5,538	7,461
Benefits paid	(23,561)	(300)	(23,861)

Fair value of plan assets at end of year	$536,856	$17,477	$554,333

Amounts recognized in accumulated other comprehensive loss under SFAS No. 158:
Net prior service cost	$1,340	($412)	$928
Net loss	47,738	12,869	60,607

Accumulated other comprehensive loss	$49,078	$12,457	$61,535

Reconciliation of net (liability) asset:
Net (liability) asset at beginning of year	$20,485	($3,228)	$17,257
Net periodic benefit cost	(5,289)	(2,637)	(7,926)
Contributions	1,923	5,538	7,461
Amount recognized in AOCL	(49,078)	(12,457)	(61,535)
Transfer of unrecognized amounts*	(643)	643	—

Net (liability) asset at end of year	($32,602)	($12,141)	($44,743)

Accumulated benefit obligation	$504,976	$20,801	$525,777

*	Benefit obligations were transferred from the benefit restoration plans to the qualified retirement plan due to removal of the compensation limit “sunset provisions” under the Pension Protection Act of 2006. Pro-rata amounts of the unrecognized prior service costs and losses were also transferred.

     Of the total liabilities of the pension plans and benefit restoration plans as of December 31, 2007, approximately $3,459,000 and $294,000, respectively, were considered current liabilities.

     The change in accumulated other comprehensive loss (“AOCL”), pre-tax for the plans was as follows:

(In thousands)	Pension Plans	Benefit Restoration Plans	Total

Accumulated other comprehensive loss at January 1, 2007	$49,078	$12,457	$61,535
Increase (decrease) in AOCL:
Recognized during the year:
Prior service (cost) / credit	(210)	56	(154)
Actuarial (losses) / gains	250	(736)	(486)
Ocurring during the year:
Net actuarial losses / (gains)	(3,109)	(3,424)	(6,533)

Total decrease in AOCL	(3,069)	(4,104)	(7,173)

Accumulated other comprehensive loss at December 31, 2007	$46,009	$8,353	$54,362

     The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost (credit) during 2008 are as follows:

(In thousands)	Pension Plans	Benefit Restoration Plans

Net prior service cost (credit)	$266	($53)
Net loss	(250)	686
     Information for plans with an accumulated benefit obligation in excess of plan assets for the years ended December 31, follows:

			Benefit
(In thousands)	Pension Plans		Restoration Plans

	2007	2006	2007	2006

Projected benefit obligation	$13,075	$13,721	$29,065	$29,619
Accumulated benefit obligation	13,075	9,318	24,438	20,801
Fair value of plan assets	9,616	8,075	20,400	17,477

     Information for plans with plan assets in excess of the accumulated benefit obligation for the years ended December 31, follows:

	Pension Plans
(In thousands)	2007	2006

Projected benefit obligation	$542,258	$555,736
Accumulated benefit obligation	499,163	495,658
Fair value of plan assets	516,474	528,781

     The actuarial assumptions used to determine benefit obligations for the years ended December 31, were as follows:

	2007	2006

Discount rate	6.40% (P.R. Plan)	5.75%
	4.50% (U.S. Plan)*
Rate of compensation increase — weighted average	4.60%	4.20%

*	A discount rate of 4.50% was used to remeasure liabilities under the U.S. retirement plan as of January 31, 2007 to reflect plan freeze as of April 1, 2007 and pending plan termination.

     The actuarial assumptions used to determine the components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
	Pension Plans			Restoration Plans
	2007	2006	2005	2007	2006	2005

Discount rate	5.75% (P.R. Plan)	5.50%	5.75%	5.75%	5.50%	5.75%
	4.50% (U.S. Plan)
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
Rate of compensation increase — weighted average	4.80%	4.20%	5.10%	4.80%	4.20%	5.10%

     The components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
	Pension Plans			Restoration Plans
(In thousands)	2007	2006	2005	2007	2006	2005

Components of net periodic pension cost:
Service cost	$11,023	$12,509	$15,274	$898	$1,047	$967
Interest cost	31,850	30,558	29,873	1,677	1,601	1,330
Expected return on plan assets	(42,121)	(39,901)	(40,674)	(1,473)	(1,056)	(843)
Amortization of asset obligation	—	—	(862)	—	—	—
Amortization of prior service cost	207	177	345	(53)	(55)	(93)
Amortization of net loss	—	1,946	271	991	1,100	719

Net periodic cost (benefit)	959	5,289	4,227	2,040	2,637	2,080
Curtailment loss (gain)	(247)	—	1,982	(258)	—	(338)

Total cost	$712	$5,289	$6,209	$1,782	$2,637	$1,742

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
     During 2008, the Corporation expects to contribute $3,359,000 to the pension plans and $2,302,000 to the benefit restoration plans.

Popular, Inc. |   2007   | Annual Report     123
     The following benefit payments, attributable to past and estimated future service, as appropriate, are expected to be paid:

		Benefit
(In thousands)	Pension	Restoration Plans

2008	$39,854	$842
2009	28,075	781
2010	29,436	1,019
2011	30,847	1,253
2012	32,336	1,467
2013 - 2017	185,002	10,749

Postretirement health care benefits
In addition to providing pension benefits, BPPR provides certain health care benefits for retired employees. Regular employees of BPPR, except for employees hired after February 1, 2000, may become eligible for health care benefits, provided they reach retirement age while working for BPPR.
     The adoption of SFAS No. 158 also impacted the accounting for the postretirement health care benefits plan. The following table summarizes the impact of the initial adoption of SFAS No. 158 on December 31, 2006.

	December 31,		December 31,
	2006 prior		2006 Post
	SFAS No. 158	SFAS No 158.	SFAS No. 158
(In thousands)	adjustments	adjustment	Adjustment

Postretirement liabilities	$(126,881)	$(7,725)	$(134,606)
Accumulated other comprehensive loss	—	$7,725	$7,725

     The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost for the postretirement health care benefit plan during 2008 are as follows:

(In thousands)

Net prior service cost (credit)	$(1,046)

     The status of the Corporation’s unfunded postretirement benefit plan at December 31, was as follows:

(In thousands)	2007	2006

Change in benefit obligation:
Benefit obligation at beginning of the year	$134,606	$143,183
Service cost	2,312	2,797
Interest cost	7,556	7,707
Benefits paid	(6,434)	(6,304)
Actuarial gain	(11,994)	(12,777)

Benefit obligation at end of year	$126,046	$134,606

Funded status at end of year:
Benefit obligation at end of year	$(126,046)	$(134,606)
Fair value of plan assets	—	—

Funded status at end of year	$(126,046)	$(134,606)

Amounts recognized in accumulated other comprehensive loss under SFAS No. 158:
Net prior service cost	$(4,299)	$(5,345)
Net loss	1,076	13,070

Accumulated other comprehensive (income) loss	$(3,223)	$7,725

Reconciliation of net (liability) / asset:
Net (liability) / asset at beginning of year	$(134,606)	$(122,769)
Amount recognized in accumulated other comprehensive loss at beginning of year, pre-tax	7,725	—

(Accrual) / prepaid at beginning of year	(126,881)	(122,769)
Net periodic benefit (cost) / income	(8,822)	(10,416)
Contributions	6,434	6,304

(Accrual) / prepaid at end of year	(129,269)	(126,881)
Amount recognized in accumulated other comprehensive income (loss)	3,223	(7,725)

Net (liability) / asset at end of year	$(126,046)	$(134,606)

     Of the total postretirement liabilities as of December 31, 2007, approximately $6,284,000 were considered current liabilities.
     The change in accumulated other comprehensive income, pre-tax for the postretirement plan was as follows:

(In thousands)

Accumulated other comprehensive loss at January 1, 2007	$7,725
Increase (decrease) in accumulated other comprehensive income (loss):
Recognized during the year:
Prior service (cost) / credit	1,046
Ocurring during the year:
Net actuarial losses (gains)	(11,994)

Total decrease in accumulated other comprehensive loss	$(10,948)

Accumulated other comprehensive income at December 31, 2007	$(3,223)

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 2007 was 6.40% (2006 - 5.75%).

     The weighted average discount rate used to determine the components of net periodic postretirement benefit cost for the year ended December 31, 2007 was 5.75% (2006 — 5.50%; 2005 - 5.75%).
     The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

(In thousands)	2007	2006	2005

Service cost	$2,312	$2,797	$2,713
Interest cost	7,556	7,707	8,267
Amortization of prior service benefit	(1,046)	(1,046)	(1,046)
Amortization of net loss	—	958	1,691

Total net periodic benefit cost	$8,822	$10,416	$11,625

     The assumed health care cost trend rates at December 31, were as follows:
To determine postretirement benefit obligation:

	2007	2006

Initial health care cost trend rate	8.00%	9.00%
Ultimate health care cost trend rate	5.00%	5.00%
Year that the ultimate trend rate is reached	2011	2011

To determine net periodic benefit cost:

	2007	2006

Initial health care cost trend rate	9.00%	10.00%
Ultimate health care cost trend rate	5.00%	5.00%
Year that the ultimate trend rate is reached	2011	2011

     The Plan provides that the cost will be capped to 3% of the annual health care cost increase affecting only those employees retiring after February 1, 2001.
     Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage	1-Percentage
(In thousands)	Point Increase	Point Decrease

Effect on total service cost and interest cost components	$436	$(379)
Effect on postretirement benefit obligation	6,100	(5,300)

     The Corporation expects to contribute $6,284,000 to the postretirement benefit plan in 2008 to fund current benefit payment requirements.
     The following benefit payments, attributable to past and estimated future service, as appropriate, are expected to be paid:

(In thousands)

2008	$6,284
2009	6,628
2010	6,939
2011	7,223
2012	7,458
2013 - 2017	41,915

Savings plans
The Corporation also provides contributory savings plans pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code and Section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of the Corporation. Investments in the plans are participant-directed, and employer matching contributions are determined based on the specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. The cost of providing these benefits in 2007 was $17,383,000 (2006 — $27,306,000; 2005 - $32,975,000).
     The plans held 14,972,919 (2006 — 14,483,925; 2005 -15,950,027) shares of common stock of the Corporation with a market value of approximately $158,713,000 at December 31, 2007 (2006 - $259,986,000; 2005 — $337,343,000).
Note 25 — Stock-based compensation:
The Corporation maintained a Stock Option Plan (the “Stock Option Plan”), which permitted the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. In April 2004, the Corporation’s shareholders adopted the Popular, Inc. 2004 Omnibus Incentive Plan (the “Incentive Plan”), which replaced and superseded the Stock Option Plan. Nevertheless, all outstanding award grants under the Stock Option Plan continue to remain in effect at December 31, 2007 under the original terms of the Stock Option Plan.
Stock Option Plan
Employees and directors of the Corporation or any of its subsidiaries were eligible to participate in the Stock Option Plan. The Board of Directors or the Compensation Committee of the Board had the absolute discretion to determine the individuals that were eligible to participate in the Stock Option Plan. This plan provides for the issuance of Popular, Inc.’s common stock at a price equal to its fair market value at the grant date, subject to certain plan provisions. The shares are to be made available from authorized but unissued shares of common stock or treasury stock.

Popular, Inc. |   2007   | Annual Report     125
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
     The following table presents information on stock options as of December 31, 2007:

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Exercise		Exercise	Remaining		Exercise
Price		Price of	Life of Options	Options	Price of
Range	Options	Options	Outstanding	Exercisable	Options
per Share	Outstanding	Outstanding	in Years	(fully vested)	Exercisable

$14.39 - $18.50	1,511,613	$15.81	4.73	1,394,068	$15.73
$19.25 - $27.20	1,580,579	$25.27	6.50	1,008,413	$25.02

$14.39 - $27.20	3,092,192	$20.64	5.63	2,402,481	$19.63

     The aggregate intrinsic value of options outstanding as of December 31, 2007 was $7,311,000 (2006 — $24,097,000). There was no intrinsic value of options exercisable as of December 31, 2007 (2006 — $2,642,000).
     The following table summarizes the stock option activity and related information:

	Options	Weighted-Average
	Outstanding	Exercise Price

Outstanding at January 1, 2005	2,584,620	$18.76
Granted	707,342	27.20
Exercised	(47,858)	16.14
Forfeited	(20,401)	22.18

Outstanding at December 31, 2005	3,223,703	$20.63
Granted	—	—
Exercised	(39,449)	15.78
Forfeited	(37,818)	23.75
Expired	(1,637)	24.05

Outstanding at December 31, 2006	3,144,799	$20.65
Granted	—	—
Exercised	(10,064)	15.83
Forfeited	(19,063)	25.50
Expired	(23,480)	20.08

Outstanding at December 31, 2007	3,092,192	$20.64

     The stock options exercisable at December 31, 2007 totaled 2,402,481 (2006 — 1,949,522; 2005 - 1,501,447). The cash received from the stock options exercised during the year ended December 31, 2007 amounted to $159,000. The total intrinsic value of options exercised during the year ended December 31, 2007 was $28,000 (2006 — $86,000; 2005 — $247,000).
     The fair value of these options was estimated on the date of the grants using the Black-Scholes Option Pricing Model. The weighted average assumptions used for the grant issued during 2005 was:

2005

Expected dividend yield	2.56%
Expected life of options	10 years
Expected volatility	17.54%
Risk-free interest rate	4.16%
Weighted average fair value of options granted (per option)	$5.95

     There were no new stock option grants issued by the Corporation under the Stock Option Plan during 2007 and 2006.
     During the year ended December 31, 2007, the Corporation recognized $1,763,000 in stock options expense, with a tax benefit of $700,000 (2006 — $3,006,000, with a tax benefit of $1,221,000; 2005 — $5,226,000, with a tax benefit of $2,095,000). The total unrecognized compensation cost at December 31, 2007 related to non-vested stock option awards was $1,674,000 and is expected to be recognized over a weighted-average period of 1.3 years.
Incentive Plan
The Incentive Plan permits the granting of incentive awards in the form of Annual Incentive Awards, Long-term Performance Unit Awards, Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, or Performance Shares. Participants in the Incentive Plan are designated by the Compensation Committee of the Board of Directors (or its delegate as determined by the Board). Employees and directors of the Corporation and / or any of its subsidiaries are eligible to participate in the Incentive Plan. The shares may be made available from common stock purchased by the Corporation for such purpose, authorized but unissued shares of common stock or treasury stock. The Corporation’s policy with respect to the shares of restricted stock has been to purchase such shares in the open market to cover each grant.
     Under the Incentive Plan, the Corporation has issued only restricted shares, which become vested based on the employees’ continued service with Popular. The compensation cost associated with the shares of restricted stock is estimated based on a two-prong vesting schedule, unless otherwise stated in an agreement. The first part is vested ratably over five years commencing at the date of grant and the second part is vested at termination of employment after attainment of 55 years of age and 10 years of service. The five-year vesting part is accelerated at termination of employment after attaining 55 years of age and 10 years of service.
     Beginning in 2007, the Corporation authorized the issuance of performance shares, in addition to restricted shares, under a long-term incentive plan. The performance shares award consists of the opportunity to receive shares of Popular Inc.’s common stock provided the Corporation achieves certain performance goals during a 3-year performance cycle. The compensation cost associated with the performance shares will be recorded ratably over a three-year performance period. The performance shares will be granted at the end of the three-year period and will be vested at grant date. As of December 31, 2007, no shares have been granted under this plan.
     The following table summarizes the restricted stock activity under the Incentive Plan and related information to members of management:

	Restricted	Weighted-Average
	Stock	Grant Date Fair Value

Nonvested at January 1, 2005	—	—
Granted	172,622	$27.65
Vested	—	—
Forfeited	—	—

Nonvested at January 1, 2006	172,622	$27.65
Granted	444,036	20.54
Vested	—	—
Forfeited	(5,188)	19.95

Nonvested at December 31, 2006	611,470	$22.55
Granted	—	—
Vested	(304,003)	22.76
Forfeited	(3,781)	19.95

Nonvested at December 31, 2007	303,686	$22.37

     During the year ended December 31, 2007, no shares of restricted stock were awarded to management under the Incentive Plan (2006 — 444,036; 2005 — 172,622).
     During the year ended December 31, 2007, the Corporation recognized $2,432,000 of restricted stock expense related to management incentive awards, with an income tax benefit of $944,000 (2006 — $2,296,000, with a tax benefit of $898,000; 2005 — $3,998,000, with a tax benefit of $1,524,000). The fair market value of the restricted stock was $1,538,000 at grant date and $1,286,000 at vesting date. This difference triggers a shortfall of $252,000 that was recorded as an additional income tax expense since the Corporation does not have any pool of windfall tax benefit. The fair market value at grant date of the restricted stocks earned was $5,383,000. The total unrecognized compensation cost related to non-vested restricted stock awards was $3,984,000 and is expected to be recognized over a weighted-average period of 2.8 years.
     The following table summarizes the restricted stock activity under the Incentive Plan and related information to members of the Board of Directors:

	Restricted	Weighted-Average
	Stock	Grant Date Fair Value

Nonvested at January 1, 2005	20,802	$23.51
Granted	29,208	23.71
Vested	(3,062)	23.87
Forfeited	—	—

Nonvested at January 1, 2006	46,948	$23.61
Granted	32,267	19.82
Vested	(2,601)	23.54
Forfeited	—	—

Nonvested at December 31, 2006	76,614	$22.02
Granted	38,427	15.89
Vested	(115,041)	19.97
Forfeited	—	—

Nonvested at December 31, 2007	—	—

     During the year ended December 31, 2007, the Corporation granted 38,427 (2006 — 32,267; 2005 — 29,208) shares of restricted stock to members of the Board of Directors of Popular, Inc. and BPPR, which became vested at grant date. During this period, the Corporation recognized $538,000 of restricted stock expense related to these restricted stock grants, with a tax benefit of $210,000 (2006 — $570,000, with a tax benefit of $222,000; 2005 — $635,000, with a tax benefit of $247,000). The fair value of all restricted stocks outstanding as of December 31, 2007 was $2,196,000.
Note 26 — Rental expense and commitments:
At December 31, 2007, the Corporation was obligated under a number of noncancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

	Minimum	Sublease
	payments	rentals	Net
Year	(In thousands)

2008	$49,018	$2,169	$46,849
2009	40,231	1,842	38,389
2010	33,957	1,331	32,626
2011	28,785	1,260	27,525
2012	26,205	997	25,208
Later years	202,742	4,452	198,290

	$380,938	$12,051	$368,887

     Total rental expense for the year ended December 31, 2007 was $84,515,000 (2006 — $70,562,000; 2005 — $62,395,000), which is included in net occupancy, equipment and communication expenses, according to their nature.

Popular, Inc. |   2007   | Annual Report     127
Note 27 — Income tax:
The components of income tax expense for the years ended December 31, are summarized below.

(In thousands)	2007	2006	2005

Current income tax expense:
Puerto Rico	$157,436	$131,687	$113,888
Federal and States	7,302	2,848	38,162

Subtotal	164,738	134,535	152,050

Deferred income tax (benefit) expense:
Puerto Rico	(11,982)	(6,596)	(10,986)
Federal and States	(211,758)	(21,053)	7,851

Subtotal	(223,740)	(27,649)	(3,135)

Total income tax (benefit) expense	$(59,002)	$106,886	$148,915

     The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, were as follows:

	2007		2006		2005

		% of		% of		% of
		pre-tax		pre-tax		pre-tax
(Dollars in thousands)	Amount	loss	Amount	income	Amount	income

Computed income tax at statutory rates	$(48,163)	39%	$202,084	43.5%	$284,694	41.5%
Benefits of net tax exempt interest income	(60,304)	49	(70,250)	(15)	(78,216)	(11)
Effect of income subject to capital gain tax rate	(24,555)	20	(2,426)	(1)	(24,612)	(4)
Non deductible goodwill impairment	57,544	(47)
Difference in tax rates due to multiple jurisdictions	27,038	(22)	(12,549)	(3)	(14,886)	(2)
States taxes and other	(10,562)	9	(9,973)	(2)	(18,065)	(3)

Income tax (benefit) expense	$(59,002)	48%	$106,886	22.5%	$148,915	21.5%

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31, were as follows:

(In thousands)	2007	2006

Deferred tax assets:
Tax credits available for carryforward	$20,132	$23,568
Net operating loss and donation carryforward available	175,349	35,327
Deferred compensation	4,993	4,452
Postretirement and pension benefits	62,548	71,277
Unrealized net loss on trading and available-for-sale securities	—	51,417
Deferred loan origination fees	8,333	5,766
Allowance for loan losses	214,544	200,155
Amortization of intangibles	—	168
Unearned income	1,488	1,218
Deferred gains	16,355	—
Unrealized loss on derivatives	932	—
Basis difference related to securitizations treated as sales for tax and borrowings for books	66,105	7,588
Intercompany deferred gains	17,017	16,369
Other temporary differences	14,204	19,725

Total gross deferred tax assets	602,000	437,030

Deferred tax liabilities:
Differences between the assigned values and the tax bases of assets and liabilities recognized in purchase business combinations	17,254	38,546
Unrealized net gain on trading and available for sale securities	19,367	—
Deferred loan origination costs	9,938	24,112
Accelerated depreciation	10,346	12,037
Amortization of intangibles	8,819	—
Unrealized gain on derivatives	—	258
Other temporary differences	16,266	2,628

Total gross deferred tax liabilities	81,990	77,581

Valuation allowance	39	39

Net deferred tax asset	$519,971	$359,410

     The net deferred tax asset shown in the table above at December 31, 2007 is reflected in the consolidated statements of condition as $525,369,000 in deferred tax assets (in the “other assets” caption) (2006 — $359,433,000) and $5,398,000 in deferred tax liabilities (in the “other liabilities” caption) (2006 - $23,000), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.
     At December 31, 2007, the Corporation had total credits of $20,132,000 that will reduce the regular income tax liability in future years expiring in annual installments through the year 2016.
     A valuation allowance of $39,000 is reflected in 2007 and 2006, related to deferred tax assets arising from temporary differences for which the Corporation could not determine the likelihood of its realization. Based on the information available, the Corporation expects to fully realize all other items comprising the net deferred tax asset as of December 31, 2007.
     The net operating loss carryforwards (“NOLs”) outstanding at December 31, 2007 expire as follows:

(In thousands)

2013	$1,573
2014	1,832
2016	7,263
2017	8,542
2018	14,640
2019	1
2021	76
2022	971
2023	1,248
2026	495
2027	138,708

$175,349

     Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividend received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.
     The Corporation has never received any dividend payments from its U.S. subsidiaries. Any such dividend paid from a U.S. subsidiary to the Corporation would be subject to a 10% withholding tax based on the provisions of the U.S. Internal Revenue Code. The Corporation’s U.S. subsidiaries (which are considered foreign under Puerto Rico income tax law) have never remitted retained earnings. The Corporation considers the reinvestment of such earnings permanent. The Corporation’s subsidiaries in the United States file a consolidated return. As of December 31, 2007, the Corporation had no current or accumulated earnings and profits on its combined U.S. subsidiaries’ operations and, accordingly, the recognition of a deferred tax liability was not considered necessary.
     The Corporation’s subsidiaries in the United States file a consolidated federal income tax return. The Corporation’s federal income tax (benefit) provision for 2007 was ($196,462,000) (2006 — $26,994,000; 2005 — $34,571,000). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.
     The transitory provision approved by the Government of Puerto Rico which increased the statutory tax rate for corporations expired in year 2007, accordingly, the maximum rate is 39%.
     The Corporation adopted FIN 48 effective January 1, 2007. The initial adoption of FIN 48 had no impact on the Corporation’s financial statements since management determined that there was no need to recognize changes in the liability for unrecognized tax benefits.
     The reconciliation of unrecognized tax benefits, including accrued interest, was as follows:

(In millions)	Total

Balance as of January 1, 2007	$20.4
Additions for tax positions related to the current year	5.9
Additions for tax positions of prior years	0.2
Reductions for tax positions of prior years	(4.3)

Balance as of December 31, 2007	$22.2

     As of December 31, 2007, the related accrued interest approximated $2,900,000. Management determined that as of December 31, 2007 there was no need to accrue for the payment of penalties. The Corporation’s policy is to report interest related to unrecognized tax benefits in income tax expense, while the penalties, if any, are reported in other operating expenses in the consolidated statements of operations.
     After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $20,900,000 as of December 31, 2007.
     The amount of unrecognized tax benefits may increase or decrease in the future for various reasons including adding amounts for current tax year positions, expiration of open income tax returns due to the statutes of limitation, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity, and the addition or elimination of uncertain tax positions.
     The Corporation and its subsidiaries file income tax returns in Puerto Rico, the U.S. federal jurisdiction, various U.S. states and political subdivisions, and foreign jurisdictions. As of December 31, 2007, the following years remain subject to examination: U.S. Federal jurisdiction — 2005 and 2006 and Puerto Rico — 2003 through 2006. The U.S. Internal Revenue Service (“IRS”) commenced an examination of the Corporation’s U.S. operations tax return for 2005 that is anticipated to be finished by the first quarter of 2008. As of December 31, 2007, the IRS has not proposed any adjustment as a result of the audit. Although the outcome of tax audits is uncertain, the Corporation believes that adequate amounts of tax, interest, and penalties have been provided for any adjustments that are expected to result from open years. The Corporation does not anticipate a significant change to the

Popular, Inc. |   2007   | Annual Report     129
total amount of unrecognized tax benefits within the next 12 months.
Note 28 — Off-balance sheet activities and concentration of credit risk:
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
     Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)	2007	2006

Commitments to extend credit:
Credit card lines	$3,143,717	$2,896,090
Commercial lines of credit	4,259,851	4,329,664
Other unused credit commitments	506,680	508,815
Commercial letters of credit	25,584	20,689
Standby letters of credit	174,080	180,869
Commitments to originate mortgage loans	112,704	547,695

Commitments to extend credit
Contractual commitments to extend credit are legally binding agreements to lend money to customers for a specified period of time. To extend credit, the Corporation evaluates each customer’s creditworthiness. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include cash, accounts receivable, inventory, property, plant and equipment and investment securities, among others. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.
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
Other commitments
At December 31, 2007, the Corporation also maintained other non-credit commitments for $38,750,000, primarily for the acquisition of other investments (2006 — $43,378,000).
Geographic concentration
As of December 31, 2007, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. Note 32 provides further information on the asset composition of the Corporation by geographical area as of December 31, 2007 and 2006.
     Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $5,397,104,000 and $5,439,152,000 in 2007 and 2006, respectively.
Note 29 — Disclosures about fair value of financial instruments:
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
     For those financial instruments with no quoted market prices available, fair values have been estimated using present value calculations or other valuation techniques, as well as management’s best judgment with respect to current economic conditions, including discount rates, estimates of future cash flows, and prepayment assumptions.
     The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 2007 and 2006, respectively. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
     The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2007 and 2006:
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
     The estimated fair value for loans held-for-sale is based on secondary market prices. The fair values of the loan portfolios have been determined for groups of loans with similar characteristics. Loans were segregated by type such as commercial, construction, residential mortgage, consumer, and credit cards. Each loan category was further segmented based on loan characteristics, including repricing term and pricing. The fair value of most fixed-rate loans was estimated by discounting scheduled cash flows using interest rates currently being offered on loans with similar terms. For variable rate loans with frequent repricing terms, fair values were based on carrying values. Prepayment assumptions have been applied to the mortgage and installment loan portfolio. The fair value of the loans was also reduced by an estimate of credit losses in the portfolio. Generally accepted accounting principles do not require, and the Corporation has not performed a fair valuation of its lease financing portfolio, therefore it is included in the loans total at its carrying amount.
     The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW, and money market accounts is, for purposes of this disclosure, equal to the amount payable on demand as of the respective dates. The fair value of certificates of deposit is based on the discounted value of contractual cash flows, using interest rates currently being offered on certificates with similar maturities.
     Long-term borrowings were valued using discounted cash flows, based on market rates currently available for debt with similar terms and remaining maturities and in certain instances using quoted market rates for similar instruments at December 31, 2007 and 2006, respectively.
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

Popular, Inc. | 2007 | Annual Report       131
     Carrying or notional amounts, as applicable, and estimated fair values for financial instruments at December 31, were:

	2007		2006
	Carrying	Fair	Carrying	Fair
(In thousands)	amount	value	amount	value

Financial Assets:
Cash and money market investments	$1,825,537	$1,825,537	$1,251,866	$1,251,866
Trading securities	767,955	767,955	382,325	382,325
Investment securities available-for-sale	8,515,135	8,515,135	9,850,862	9,850,862
Investment securities held-to-maturity	484,466	486,139	91,340	92,764
Other investment securities	216,585	216,819	297,394	412,593
Loans held-for-sale	1,889,546	1,983,502	719,922	737,439
Loans held-in-portfolio, net	27,472,624	27,511,573	31,494,785	31,448,328
Financial Liabilities:
Deposits	$28,334,478	$28,432,009	$24,438,331	$24,416,523
Federal funds purchased	303,492	303,492	1,276,818	1,276,818
Assets sold under agreements to repurchase	5,133,773	5,149,571	4,485,627	4,474,171
Short-term borrowings	1,501,979	1,501,979	4,034,125	4,034,125
Notes payable	4,621,352	4,536,434	8,737,246	8,647,942

	Notional	Fair	Notional	Fair
(In thousands)	amount	value	amount	value

Commitments to extend credit and letters of credit:
Commitments to extend credit	$7,910,248	$17,199	$7,734,569	$19,110
Letters of credit	199,664	1,960	201,558	1,935

Note 30 — Derivative instruments and hedging activities:
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
     By using derivative instruments, the Corporation exposes itself to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation’s credit risk will equal the fair value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. When the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore, assumes no repayment risk. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Credit risk related to derivatives was not significant at December 31, 2007 and 2006. The Corporation has not incurred any losses from counterparty nonperformance on derivatives.
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
Cash Flow Hedges
Derivative financial instruments designated as cash flow hedges for the years ended December 31, 2007, and 2006 are presented below:

2007
	Notional	Derivative	Derivative	Equity
(In thousands)	Amount	Assets	Liabilities	OCI	Ineffectiveness

Asset Hedges
Forward commitments	$142,700	$169	$509	($207)	—

Liability Hedges
Interest rate swaps	$200,000	—	$3,179	($2,066)	—

Total	$342,700	$169	$3,688	($2,273)	—

2006
	Notional	Derivative	Derivative	Equity
(In thousands)	Amount	Assets	Liabilities	OCI	Ineffectiveness

Asset Hedges
Forward commitments	$190,000	$175	$2	$106	—

Liability Hedges
Interest rate swaps	$390,000	$887	$523	$237	—

Total	$580,000	$1,062	$525	$343

     The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities, which the seller agrees to deliver on a specified future date at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting in accordance with SFAS No. 133, as amended. Changes in the fair value of the derivatives are recorded in other comprehensive income. The amount included in accumulated other comprehensive income corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 78 days.
     During 2006, the Corporation entered into interest rate swap contracts to convert floating rate debt to fixed rate debt with the objective of minimizing the exposure to changes in cash flows due to changes in interest rates. These interest rate swaps have a maximum remaining maturity of 1.3 years.
     For cash flow hedges, gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current period earnings are included in the line item in which the hedged item is recorded and in the same period in which the forecasted transaction affects earnings.
Fair Value Hedges
At December 31, 2007 and 2006, there were no derivatives designated as fair value hedges.
Trading and Non-Hedging Activities
The fair value and notional amounts of non-hedging derivatives at December 31, 2007, and 2006 were:

December 31, 2007
		Fair Values
(In thousands)	Notional Amount	Derivative Assets	Derivative Liabilities

Forward contracts	$693,096	$74	$3,232
Interest rate swaps associated with:
- short-term borrowings	200,000	—	1,129
- bond certificates offered in an on-balance sheet securitization	185,315	—	2,918
- swaps with corporate clients	802,008	—	24,593
- swaps offsetting position of corporate client swaps	802,008	24,593	—
Credit default swap	33,463	—	—
Foreign currency and exchange rate commitments w/clients	146	—	1
Foreign currency and exchange rate commitments w/counterparty	146	2	—
Interest rate caps	150,000	27	—
Interest rate caps for benefit of corporate clients	50,000	—	18
Index options on deposits	211,267	45,954	—
Index options on S&P notes	31,152	5,962	—
Bifurcated embedded options	218,327	—	50,227
Mortgage rate lock commitments	148,501	258	386

Total	$3,525,429	$76,870	$82,504

Popular, Inc. | 2007 | Annual Report       133

December 31, 2006
		Fair Values
(In thousands)	Notional Amount	Derivative Assets	Derivative Liabilities

Forward contracts	$400,572	$1,277	$125
Call options and put options	37,500	83	46
Interest rate swaps associated with:
- short-term borrowings	400,000	2,153	—
- bond certificates offered in an on-balance sheet securitization	516,495	90	1,168
- financing of auto loans held-in-portfolio	470,146	728	—
- auto loans approvals locked interest rates	17,442	22	—
- swaps with corporate clients	410,533	—	2,146
- swaps offsetting position of corporate client swaps	410,533	2,146	—
- investment securities	89,385	—	1,645
- mortgage loans prior to securitization	75,000	302	—
Credit default swap	33,463	—	—
Foreign currency and exchange rate commitments w/clients	103	—	2
Foreign currency and exchange rate commitments w/counterparty	103	2	—
Interest rate caps	889,417	4,099	—
Interest rate caps for benefit of corporate clients	50,000	—	90
Index options on deposits	204,946	38,323	—
Index options on S&P notes	31,152	5,648	—
Bifurcated embedded options	229,455	—	43,844
Mortgage rate lock commitments	215,676	13	635

Total	$4,481,921	$54,886	$49,701

Forward Contracts
The Corporation has forward contracts to sell mortgage-backed securities with terms lasting less than a month, which were accounted for as trading derivatives. Also, the Corporation has loan sale commitments to economically hedge the changes in fair value of mortgage loans held-for-sale and mortgage pipeline associated with interest rate lock commitments through both mandatory and best efforts forward sale agreements. These contracts are recognized at fair value with changes directly reported in income. These contracts are entered into in order to optimize the gain on sales of loans and / or mortgage-backed securities, given levels of interest rate risk consistent with the Corporation’s business strategies.
Call Options and Put Options
The Corporation has option contracts that grant the purchaser the right to buy or sell the underlying asset by a certain date at a specified price.
Interest Rates Swaps and Foreign Currency and Exchange Rate Commitments
The Corporation has outstanding interest rate swap derivative contracts to economically hedge the cost of certain short-term borrowings. Changes in their fair value are recognized in interest expense.
     The Corporation also has an interest rate swap to economically hedge the payments of bond certificates offered as part of an on-balance sheet securitization. The swap contract is marked-to-market and the resulting impact is recognized as part of interest expense.
     At the end of 2007, the Corporation canceled certain amortizing swap contracts that economically converted to a fixed rate the cost of funds associated with certain auto loans held-in-portfolio as a result of selling most of the auto loan portfolio. In 2006 and most of 2007, these amortizing swaps economically hedged the interest rate changes in auto loan approvals. Changes in fair value were recognized as part of interest expense.
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
Credit Default Swaps
The credit default swap (“CDS”) allows one party to transfer the credit risk to another for a fee in case of a credit default. The credit default relates to the failure to make payment obligations due to bankruptcy or insolvency. It is not foreseen that the Corporation will have to make any payments associated with the CDS.
     The CDS outstanding at December 31, 2006 and 2007 to which the Corporation is a party is associated to net settlement payments on interest rate swaps, not principal bond payments. The payment obligation is the net spread between two rates. A number of firms participated in the economics of the CDS transaction and the Corporation was allocated a percentage of the total notional amount of the underlying interest rate swaps. Under the CDS, the Corporation guarantees the third-party entity’s (“the third-party entity”) performance under a series of interest rate swaps that the third-party entity has with the counterparty to the CDS (“the counterparty”). The nature of the specific credit default event that will trigger a payment obligation by the Corporation under the CDS consists of the failure by the third-party entity to pay any one of the periodic payments due under the underlying swaps or a termination payment with the counterparty. Also, although not a third-party entity credit event under the terms of the CDS, the interest rate swaps agreement between the third-party entity and the counterparty has an additional termination event which is the withdrawal, suspension or ratings downgrade of the third-party entity to a rating below BBB- by any of the three major agencies. The termination event will only trigger the Corporation’s performance if the third-party entity fails to pay its obligation under the interest rate swaps. Neither of these events is expected to occur because of the third-party entity’s credit standing. The underlying interest rate swaps are in the money in favor of the third-party entity. The CDS matures in April 2008, which also reduces the Corporation’s exposure to losses. Under the CDS, the counterparty has no obligation to the Corporation other than having made the initial premium payment, which amounted to $104,000. As a result, the Corporation is not subject to the credit risk of the counterparty.
Interest Rate Caps
During 2007, the Corporation entered into a $100,000,000 interest rate cap to mitigate its exposure to rising interest rates on short-term borrowings. The Corporation also entered into interest rate caps as an intermediary on behalf of its customers and simultaneously took offsetting positions under the same terms and conditions thus minimizing its market and credit risks.
     As a result of the recharacterization transactions in 2007, the interest rate caps that the Corporation had in conjunction with a series of mortgage loans under securitization were no longer required to be consolidated under the Corporation’s statement of condition. Changes in fair value of these caps were recognized in the consolidated statement of operations as part of interest expense, while the derivative contract value was included as other assets.
Index and Embedded Options
In connection with customers’ deposits offered by the Corporation whose returns are tied to the performance of the Standard and Poor’s 500 (S&P 500) stock market index and other deposits whose returns are tied to other stock market indexes, certain equity securities performance or a commodity index, the Corporation bifurcated the related options embedded within the customers’ deposits from the host contract which does not qualify for hedge accounting in accordance with SFAS No. 133. In order to limit the Corporation’s exposure to changes in these indexes, the Corporation purchases index options from major broker dealer companies which returns are tied to the same indexes. Accordingly, the embedded options and the related index options are marked-to-market through earnings. These options are traded in the over the counter (“OTC”) market. OTC options are not listed on an options exchange and do not have standardized terms. OTC contracts are executed between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and expiration date. The Corporation also had bifurcated and accounted for separately the option related to the issuance of notes payable whose return is linked to the S&P 500 Index. In order to limit its exposure, the Corporation has a related S&P 500 index option intended to produce the same cash outflows that the notes could produce.
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
Note 31 — Supplemental disclosure on the consolidated statements of cash flows:
As previously mentioned in Note 1 in 2005, the Corporation commenced a two-year plan to change the reporting period of its non-banking subsidiaries to a December 31st calendar period. The impact of this change corresponded to the financial results for the month of December 2004 of those non-banking subsidiaries which implemented the change in the first reporting period of 2005 and the month of December 2005 for those which implemented the change in the first reporting period of 2006 .
     The following table reflects the effect in the Consolidated Statements of Cash Flows of the change in reporting period mentioned above for the year ended December 31:

(In thousands)	2006	2005

Net cash used in operating activities	$(80,906)	$(26,648)
Net cash (used in) provided by investing activities	(104,732)	19,503
Net cash provided by financing activities	197,552	5,573

Net increase (decrease) in cash and due from banks	$11,914	$(1,572)

     Also, related to the difference in the reporting period of certain non-banking subsidiaries, as a result of the one-month lag, certain intercompany transactions between subsidiaries having different year-end periods remained outstanding at December 31, 2005. In balancing the consolidated statement of condition, management reversed an intercompany elimination in order to reinstall loans outstanding to third parties. The impact of this reversal resulted in an increase of $429,000,000 in the caption of other liabilities at December 31, 2005. For the cash flow statement presentation, for the year ended December 31, 2005, this amount was reflected as cash provided by financing activities, while the reinstallment of loan disbursements was presented as cash flows used in investing

Popular, Inc. | 2007 | Annual Report       135
activities. As of December 31, 2006, all subsidiaries have aligned their year-end closing to that of the Corporation’s calendar year.
     Additional disclosures on cash flow information as well as non-cash activities are listed in the following table:

(In thousands)	2007	2006	2005

Income taxes paid	$160,271	$194,423	$196,028
Interest paid	1,673,768	1,604,054	1,206,434

Non-cash activities:
Loans transferred to other real estate	203,965	116,250	113,840
Loans transferred to other property	36,337	34,340	24,395

Total loans transferred to foreclosed assets	240,302	150,590	138,235
Assets and liabilities removed as part of the recharacterization of on-balance sheet securitizations:
Mortgage loans	3,221,003	—	—
Secured borrowings	(3,083,259)	—	—
Other assets	111,446	—	—
Other liabilities	(13,513)	—	—
Transfers from loans held-in-portfolio to loans held-for-sale (a)	1,580,821	23,634	—
Transfers from loans held-for-sale to loans held-in-portfolio	244,675	591,365	668,591
Loans securitized into trading securities (b)	1,321,655	1,398,342	1,304,749
Available-for-sale securities transferred to loans held-in-portfolio	—	—	42,174
Recognition of mortgage servicing rights on securitizations or asset transfers	48,865	62,877	103,092
Recognition of residual interests on securitizations	42,975	36,927	61,126
Business acquisitions:
Fair value of loans and other assets acquired	225,972	—	1,491,521
Goodwill and other intangible assets acquired	149,123	4,005	337,180
Deposits and other liabilities assumed	(1,094,699)	(971)	(1,416,919)

(a)	In 2007 it excludes the $3.2 billion in mortgage loans from the recharacterization that were reclassified to loans held-for-sale and immediately removed from the Corporation’s books. In 2006 it excludes $589 million in individual mortgage loans transferred to held-for-sale and sold as well as $613 million (2005-$552 million) securitized into trading securities and immediately sold.
(b)	Includes loans securitized into trading securities and subsequently sold before year end.
Note 32 — Segment reporting:
The Corporation’s corporate structure consists of four reportable segments – Banco Popular de Puerto Rico, Banco Popular North America, Popular Financial Holdings and EVERTEC. Also, a corporate group has been defined to support the reportable segments.
     In early 2007, the Corporation changed its basis of presentation by combining the operations of Banco Popular North America and Popular Financial Holdings segments into a single reportable segment named Popular North America. This was the result of a restructuring plan of the Popular Financial Holdings operations and the Corporation’s U.S. Reorganization described in Note 2 to the consolidated financial statements. At that time, the Corporation decided to continue the operations of Equity One and its subsidiaries (“Equity One”), which are principally dedicated to direct subprime loan origination, consumer finance and mortgage servicing. However, given the unforeseen disruption in the capital markets since the summer of 2007 and its impact on funding, management now believes that it will be difficult to generate an adequate return on the capital invested at Equity One. As such, commencing in late fourth quarter of 2007, the Corporation redefined its Popular North America reportable segment by segregating it in two separate reportable segments: Banco Popular North America and Popular Financial Holdings.
     Management re-defined its plans and allocation of resources with respect to the Corporation’s U.S. operations and is taking steps to exit the PFH business, except for its mortgage servicing unit. Part of these steps included the recharacterization of a substantial portion of PFH’s on-balance sheet mortgage loan securitization as sales, the signing in early 2008 of an Asset Purchase Agreement to sell certain assets of Equity One and the expected closure of its remaining consumer branch network during 2008. The remaining loan portfolio that will remain in PFH’s books will decline as it runs off. Due to the expected discontinuance of the business, management has redefined how to allocate resources for future growth potential in the U.S. operations.
     Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. The segments were determined based on the organizational structure, which focuses primarily on the markets the segments serve, as well as on the products and services offered by the segments.
Banco Popular de Puerto Rico:
Given that Banco Popular de Puerto Rico constitutes a significant portion of the Corporation’s results of operations and total assets as of December 31, 2007, additional disclosures are provided for the business areas included in this reportable segment, as described below:
•	Commercial banking represents the Corporation’s banking operations conducted at BPPR, which are targeted mainly to corporate, small and middle size businesses. It includes aspects of the lending and depository businesses, as well as other finance and advisory services. BPPR allocates funds across segments based on duration matched transfer pricing at market rates. This area also incorporates income related with the investment of excess funds, as well as a proportionate share of the investment function of BPPR.
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
Banco Popular North America:
Banco Popular North America’s reportable segment consists of the banking operations of BPNA, E-LOAN, Popular Equipment Finance, Inc. and Popular Insurance Agency, U.S.A. BPNA operates through a branch network with presence in 6 states, while E-LOAN provides online consumer direct lending and supports BPNA’s deposit gathering through its online platform. As indicated in Note 2 to the consolidated financial statements, E-LOAN is in the process of restructuring its operations, which include refocusing its loan origination efforts toward a reduced mix of loan product offerings. Popular Insurance Agency, U.S.A. offers investment and insurance services across the BPNA branch network. Popular Equipment Finance, Inc. provides mainly small to mid-ticket commercial and medical equipment financing. The U.S. operations also include the mortgage business unit of Banco Popular, National Association.
     Due to the significant losses in the E-LOAN operations, impacted in part by the restructuring charges and impairment losses as described in Note 2 to the consolidated financial statements, management has determined to provide as additional disclosure the results of E-LOAN apart from the other BPNA subsidiaries.
Popular Financial Holdings:
PFH’s clientele is primarily subprime borrowers. After considering the restructuring events discussed in Note 2 to the consolidated financial statements, PFH continues to carry a maturing loan portfolio that approximated $3.3 billion at December 31, 2007, of which $1.4 billion was classified as held-for-sale. Also, PFH continues to provide mortgage loan services for others. As previously indicated, PFH is in the process of exiting the mortgage loan and consumer loan origination business.
EVERTEC:
This reportable segment includes the financial transaction processing and technology functions of the Corporation, including EVERTEC, with offices in Puerto Rico, Florida, the Dominican Republic and Venezuela; EVERTEC USA, Inc. incorporated in the United States; and ATH Costa Rica, S.A., EVERTEC LATINOAMERICA, SOCIEDAD ANONIMA and T.I.I. Smart Solutions Inc. located in Costa Rica. In addition, this reportable segment includes the equity investments in Consorcio de Tarjetas Dominicanas, S.A. and Servicios Financieros, S.A. de C.V. (“Serfinsa”), which operate in the Dominican Republic and El Salvador, respectively. This segment provides processing and technology services to other units of the Corporation as well as to third parties, principally other financial institutions in Puerto Rico, the Caribbean and Central America.
     The Corporate group consists primarily of the holding companies: Popular, Inc., Popular North America and Popular International Bank, excluding the equity investments in CONTADO and Serfinsa, which due to the nature of their operations, are included as part of the EVERTEC segment. The holding companies obtain funding in the capital markets to finance the Corporation’s growth, including acquisitions. The Corporate group also includes the expenses of the four administrative corporate areas that are identified as critical for the organization: Finance, Risk Management, Legal and People, Communications and Planning. These corporate administrative areas have the responsibility of establishing policy, setting up controls and coordinating the activities of their corresponding groups in each of the reportable segments.
     The Corporation may periodically reclassify reportable segment results based on modifications to its management reporting and profitability measurement methodologies and changes in organizational alignment.
     The accounting policies of the individual operating segments are the same as those of the Corporation described in Note 1. Transactions between reportable segments are primarily conducted at market rates, resulting in profits that are eliminated for reporting consolidated results of operations.

Popular, Inc. | 2007 | Annual Report       137

2007
At December 31, 2007
Popular, Inc.
	Banco Popular	Banco Popular	Popular Financial		Intersegment
(In thousands)	de Puerto Rico	North America	Holdings	EVERTEC	Eliminations

Net interest income (loss)	$957,822	$370,605	$140,670	$(823)	$3,301
Provision for loan losses	243,727	95,486	221,431
Non-interest income (loss)	485,548	185,962	(179,379)	241,627	(150,390)
Goodwill and trademark impairment losses		211,750
Amortization of intangibles	1,909	7,602		934
Depreciation expense	41,684	16,069	2,352	16,162	(72)
Other operating expenses	714,457	450,576	157,476	174,877	(137,688)
Income tax expense (benefit)	114,311	(29,477)	(150,520)	17,547	(2,086)

Net income (loss)	$327,282	$(195,439)	$(269,448)	$31,284	$(7,243)

Segment assets	$27,102,493	$13,364,306	$3,905,279	$228,746	$(417,828)

At December 31, 2007
	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,471,575	$(23,382)	$1,197	$1,449,390
Provision for loan losses	560,644	2,006		562,650
Non-interest income	583,368	117,981	(7,033)	694,316
Goodwill and trademark impairment losses	211,750			211,750
Amortization of intangibles	10,445			10,445
Depreciation expense	76,195	2,368		78,563
Other operating expenses	1,359,698	55,205	(11,110)	1,403,793
Income tax benefit	(50,225)	(9,215)	438	(59,002)

Net (loss) income	$(113,564)	$44,235	$4,836	$(64,493)

Segment assets	$44,182,996	$6,550,752	$(6,322,311)	$44,411,437

2006
At December 31, 2006
Popular, Inc.
	Banco Popular	Banco Popular	Popular Financial		Intersegment
(In thousands)	de Puerto Rico	North America	Holdings	EVERTEC	Eliminations

Net interest income (loss)	$914,907	$379,977	$173,532	$(1,894)
Provision for loan losses	141,083	46,472	100,205
Non-interest income	431,940	218,590	38,977	229,237	$(141,096)
Goodwill and trademark impairment losses			14,239
Amortization of intangibles	2,540	8,881	357	599
Depreciation expense	43,556	15,811	6,159	16,599	(72)
Other operating expenses	679,892	422,640	179,907	169,117	(140,392)
Impact of change in fiscal period	(2,072)		6,181
Income tax expense (benefit)	125,985	37,280	(32,809)	15,052	(367)

Net income (loss)	$355,863	$67,483	$(61,730)	$25,976	$(265)

Segment assets	$25,501,522	$13,565,992	$8,396,926	$223,384	$(588,707)

At December 31, 2006
	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,466,522	$(39,741)	$1,129	$1,427,910
Provision for loan losses	287,760			287,760
Non-interest income	777,648	36,642	(4,805)	809,485
Goodwill and trademark impairment losses	14,239			14,239
Amortization of intangibles	12,377			12,377
Depreciation expense	82,053	2,335		84,388
Other operating expenses	1,311,164	57,342	(4,178)	1,364,328
Impact of change in fiscal period	4,109	3,495	2,137	9,741
Income tax expense (benefit)	145,141	(37,515)	(740)	106,886

Net income (loss)	$387,327	$(28,756)	$(895)	$357,676

Segment assets	$47,099,117	$6,376,487	$(6,071,617)	$47,403,987

2005
At December 31, 2005
Popular, Inc.
	Banco Popular	Banco Popular	Popular Financial		Intersegment
(In thousands)	de Puerto Rico	North America	Holdings	EVERTEC	Eliminations

Net interest income (loss)	$897,007	$359,836	$201,349	$(404)
Provision for loan losses	98,732	23,238	73,288
Non-interest income	428,249	149,604	52,664	221,369	$(139,633)
Amortization of intangibles	2,522	6,783	30	244
Depreciation expense	42,508	15,678	4,916	17,405	(71)
Other operating expenses	681,133	309,151	159,087	166,929	(139,502)
Income tax expense	104,907	56,796	6,205	12,149	(57)

Net income before cumulative effect of accounting change	$395,454	$97,794	$10,487	$24,238	$(3)
Cumulative effect of accounting change	3,221	(209)		412	(247)

Net income after cumulative effect of accounting change	$398,675	$97,585	$10,487	$24,650	$(250)

Segment assets	$26,522,983	$12,593,434	$9,411,263	$250,749	$(509,764)

At December 31, 2005
	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,457,788	$(34,959)	$1,378	$1,424,207
Provision for loan losses	195,258	14		195,272
Non-interest income	712,253	73,612	(590)	785,275
Amortization of intangibles	9,579			9,579
Depreciation expense	80,436	1,511		81,947
Other operating expenses	1,176,798	59,988	(112)	1,236,674
Income tax expense (benefit)	180,000	(31,417)	332	148,915

Net income before cumulative effect of accounting change	$527,970	$8,557	$568	$537,095
Cumulative effect of accounting change	3,177	430		3,607

Net income after cumulative effect of accounting change	$531,147	$8,987	$568	$540,702

Segment assets	$48,268,665	$6,333,610	$(5,978,607)	$48,623,668

     During the year ended December 31, 2007, the Corporation’s holding companies realized net gains on sale of securities, mainly marketable equity securities, of approximately $114,944,000 (2006 — $14,000,000; 2005 — $59,706,000). These gains are included as part of “non-interest income” within the Corporate group.

     Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:

2007
At December 31, 2007
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial		Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$379,673	$566,635	$10,909	$605	$957,822
Provision for loan losses	79,810	163,917			243,727
Non-interest income	91,596	303,945	90,969	(962)	485,548
Amortization of intangibles	565	860	484		1,909
Depreciation expense	14,457	26,001	1,226		41,684
Other operating expenses	178,193	470,184	66,466	(386)	714,457
Impact of change in fiscal period
Income tax expense	56,613	46,812	10,860	26	114,311

Net income	$141,631	$162,806	$22,842	$3	$327,282

Segment assets	$11,601,186	$19,407,327	$478,252	$(4,384,272)	$27,102,493

2006
At December 31, 2006
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial		Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$342,419	$561,788	$10,229	$471	$914,907
Provision for loan losses	43,952	97,131			141,083
Non-interest income	94,517	248,117	91,303	(1,997)	431,940
Amortization of intangibles	881	1,338	321		2,540
Depreciation expense	14,192	28,214	1,150		43,556
Other operating expenses	174,427	444,024	62,175	(734)	679,892
Impact of change in fiscal period			(2,072)		(2,072)
Income tax expense	60,476	51,351	14,491	(333)	125,985

Net income	$143,008	$187,847	$25,467	$(459)	$355,863

Segment assets	$11,283,178	$17,935,610	$581,981	$(4,299,247)	$25,501,522

2005
At December 31, 2005
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial		Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$304,142	$579,852	$12,970	$43	$897,007
Provision for loan losses	26,600	72,132			98,732
Non-interest income	144,008	208,567	77,351	(1,677)	428,249
Amortization of intangibles	881	1,332	309		2,522
Depreciation expense	14,296	26,903	1,309		42,508
Other operating expenses	199,670	424,783	58,112	(1,432)	681,133
Income tax expense	47,706	47,309	9,988	(96)	104,907

Net income before cumulative effect of accounting change	$158,997	$215,960	$20,603	$(106)	$395,454
Cumulative effect of accounting change		3,797	755	(1,331)	3,221

Net income after cumulative effect of accounting change	$158,997	$219,757	$21,358	$(1,437)	$398,675

Segment assets	$10,404,721	$18,537,688	$1,043,096	$(3,462,522)	$26,522,983

     Additional disclosures with respect to the Banco Popular North America reportable segment are as follows:

2007
At December 31, 2007
Banco Popular North America
				Total
	Banco Popular			Banco Popular
(In thousands)	North America	E-LOAN	Eliminations	North America

Net interest income	$348,728	$20,925	$952	$370,605
Provision for loan losses	77,832	17,654		95,486
Non-interest income	112,954	74,270	(1,262)	185,962
Goodwill and trademark impairment losses		211,750		211,750
Amortization of intangibles	4,810	2,792		7,602
Depreciation expense	12,835	3,234		16,069
Other operating expenses	287,831	162,706	39	450,576
Impact of change in fiscal period
Income tax expense (benefit)	27,863	(57,218)	(122)	(29,477)

Net income (loss)	$50,511	$(245,723)	$(227)	$(195,439)

Segment assets	$13,965,898	$1,178,438	$(1,780,030)	$13,364,306

2006
At December 31, 2006
Banco Popular North America
				Total
	Banco Popular			Banco Popular
(In thousands)	North America	E-LOAN	Eliminations	North America

Net interest income	$363,249	$16,601	$127	$379,977
Provision for loan losses	37,834	8,638		46,472
Non-interest income	127,697	92,188	(1,295)	218,590
Amortization of intangibles	6,041	2,840		8,881
Depreciation expense	12,917	2,894		15,811
Other operating expenses	272,158	150,482		422,640
Income tax expense (benefit)	60,707	(23,018)	(409)	37,280

Net income	$101,289	$(33,047)	$(759)	$67,483

Segment assets	$12,259,704	$1,308,263	$(1,975)	$13,565,992

2005
At December 31, 2005
Banco Popular North America
			Total
	Banco Popular		Banco Popular
(In thousands)	North America	E-LOAN	North America

Net interest income	$357,256	$2,580	$359,836
Provision for loan losses	22,871	367	23,238
Non-interest income	130,538	19,066	149,604
Amortization of intangibles	6,368	415	6,783
Depreciation expense	15,156	522	15,678
Other operating expenses	286,374	22,777	309,151
Income tax expense (benefit)	57,617	(821)	56,796

Net income (loss) before cumulative effect of accounting change	99,408	(1,614)	97,794
Cumulative effect of accounting change	(209)		(209)

Net income (loss) after cumulative effect of accounting change	$99,199	$(1,614)	$97,585

Segment assets	$12,037,377	$556,057	$12,593,434

Popular, Inc. | 2007 | Annual Report       139
Intersegment revenues*

(In thousands)	2007	2006	2005

Banco Popular de Puerto Rico:
P.R. Commercial Banking	$1,519	$(619)	$(2,437)
P.R. Consumer and Retail Banking	3,311	(1,409)	(5,743)
P.R. Other Financial Services	(449)	(326)	(399)
EVERTEC	(140,949)	(138,172)	(139,100)
Banco Popular North America:
Banco Popular North America	(8,597)	(1,212)	1,563
E-LOAN	(8,220)	(608)	(24)
Popular Financial Holdings	6,296	1,250	6,507

Total intersegment revenues	$(147,089)	$(141,096)	$(139,633)

*	For purposes of the intersegment revenues disclosure, revenues include interest income (expense) related to internal funding and other non-interest income derived from intercompany transactions, mainly related to gain on sales of loans and processing / information technology services.

Geographic Information

(In thousands)	2007	2006	2005

Revenues*:
Puerto Rico	$1,567,276	$1,396,714	$1,252,906
United States	488,038	762,313	891,820
Other	88,392	78,368	64,756

Total consolidated revenues	$2,143,706	$2,237,395	$2,209,482

*	Total revenues include net interest income, service charges on deposit accounts, other service fees, net gain on sale and valuation adjustment of investment securities, trading account (loss) profit, (loss) gain on sale of loans and valuation adjustments on loans held-for-sale and other operating income.

Selected Balance Sheet Information:

(In thousands)	2007	2006	2005

Puerto Rico
Total assets	$26,017,716	$24,621,684	$25,759,437
Loans	15,679,181	14,735,092	14,130,645
Deposits	17,341,601	13,504,860	13,093,540
United States
Total assets	$17,093,929	$21,570,276	$21,780,226
Loans	13,517,728	17,363,382	17,023,443
Deposits	9,737,996	9,735,264	8,370,150
Other
Total assets	$1,299,792	$1,212,027	$1,084,005
Loans	714,093	638,465	556,119
Deposits	1,254,881	1,198,207	1,174,315

Note 33 — Contingent liabilities:
The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation’s financial position or results of operations.
Note 34 — Guarantees:
The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements. These various arrangements are summarized below.
     The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customer fails to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. In accordance with the provisions of FIN No. 45, at December 31, 2007 and 2006, the Corporation recorded a liability of $636,000 and $658,000, respectively, which represents the fair value of the obligations undertaken in issuing the guarantees under the standby letters of credit issued or modified after December 31, 2002. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contract amounts in standby letters of credit outstanding at December 31, 2007 and 2006, shown in Note 28, represent the maximum potential amount of future payments the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash and marketable securities, real estate, receivables and others. Management does not anticipate any material losses related to these instruments.
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
     At December 31, 2007, the Corporation serviced $3,386,885,000 (2006 — $3,054,325,000) in residential mortgage loans with credit recourse or other servicer-provided credit enhancement. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to reimburse the third party investor. The maximum potential amount of future payments that the Corporation would be required to make under the agreement in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced. In the event of nonperformance, the Corporation has rights to the underlying collateral securing the mortgage loan, thus, historically the losses associated to these guarantees had not been significant. At December 31, 2007, the Corporation had reserves of approximately $4,731,000 (2006 — $3,066,000) to cover the estimated credit loss exposure. At December 31, 2007, the Corporation also serviced $17,122,770,000 (2006 — $10,213,375,000) in mortgage loans without recourse or other servicer-provided credit enhancement. Although the Corporation may, from time to time, be required to make advances to maintain a regular flow of scheduled interest and principal payments to investors, including special purpose entities, this does not represent an insurance against losses. These loans serviced are mostly insured by FHA, VA, and others, or the certificates arising in securitization transactions may be covered by a funds guaranty insurance policy.
     Also, in the ordinary course of business, the Corporation sold SBA loans with recourse, in which servicing was retained. At December 31, 2007, SBA loans serviced with recourse amounted to $119,483,000 (2006 - $62,408,000). Due to the guaranteed nature of the SBA loans sold, the Corporation’s exposure to loss under these agreements should not be significant.
     Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries totaling $2,877,794,000 at December 31, 2007 (2006 — $3,278,827,000). In addition, at December 31, 2007 and 2006, PIHC fully and unconditionally guaranteed $824,000,000 of Capital Securities issued by four wholly-owned issuing trust entities that have been deconsolidated based on FIN No. 46R. Refer to Note 18 to the consolidated financial statements for further information.
     A number of the acquisition agreements to which the Corporation is a party and under which it has purchased various types of assets, including the purchase of entire businesses, require the Corporation to make additional payments in future years if certain predetermined goals, such as revenue targets, are achieved or certain specific events occur within a specified time. Management’s estimated maximum future payments at December 31, 2007 approximated $5,829,000 (2006 -$4,606,000). Due to the nature and size of the operations acquired, management does not anticipate that these additional payments will have a material impact on the Corporation’s financial condition or results of future operations.
     The Corporation is a member of the Visa USA network through its subsidiary BPNA. On October 3, 2007, the Visa organization completed a series of restructuring transactions to combine its affiliated operating companies, including Visa USA, under a single holding company, Visa, Inc. As a result of Visa’s restructuring, the Corporation’s membership interest in Visa USA was exchanged for an approximately 0.00874% equity interest in Visa Inc. Class USA stock. On November 11, 2007, Visa Inc. filed a registration statement with the Securities and Exchange Commission for the offer and sale of its common stock to the public. Visa has disclosed that it plans to use the proceeds from its initial public offering to partially redeem Visa USA members’ equity interests and to fund the settlement of certain Visa USA related litigation.
     Pursuant to the Visa USA bylaws, BPNA is obligated to indemnify Visa, Inc. for certain losses. On October 3, 2007, a Loss Sharing Agreement (“LSA”) became effective which reaffirmed the Corporation’s obligation to indemnify Visa, Inc. for potential future settlement of certain litigation. The Corporation’s indemnification obligation is limited to its 0.00874% proportionate equity interest in Visa USA. The Corporation recorded an estimated liability related to its obligation to indemnify Visa for covered litigation of $223,000 as of December 31, 2007.
     If the Visa initial public offering is successfully completed, the Corporation is expected to receive cash in partial redemption of its equity interest currently carried at zero value. Further, management expects that the indemnification obligation to Visa will be reduced when Visa either disburses funds for negotiated settlements, or funds an escrow account designated for settlement of covered litigation. Management expects that the gain to be realized from redemption of Visa shares will more than exceed the indemnification obligations recorded to date.
Note 35 — Other service fees:
The caption of other service fees in the consolidated statements of income consists of the following major categories as of December 31,

(In thousands)	2007	2006	2005

Credit card fees and discounts	$102,176	$89,827	$82,062
Debit card fees	76,573	61,643	52,675
Insurance fees	55,824	53,889	50,734
Processing fees	47,476	44,050	42,773
Mortgage servicing fees, net of amortization and fair value adjustments	11,708	(2,750)	6,226
Other	69,500	74,216	97,031

Total	$363,257	$320,875	$331,501

Popular, Inc. | 2007 | Annual Report      141
Note 36 — Popular, Inc. (Holding Company only) financial information:
The following condensed financial information presents the financial position of Holding Company only as of December 31, 2007 and 2006, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2007.
Statements of Condition

	December 31,
(In thousands)	2007	2006

Assets
Cash	$1,391	$2
Money market investments	46,400	8,700
Investments securities held-to-maturity, at amortized cost	626,129	430,000
Other investment securities, at lower of cost or realizable value	14,425	143,469
Investment in BPPR and subsidiaries, at equity	1,817,354	1,690,968
Investment in Popular International Bank and subsidiaries, at equity	767,608	1,257,748
Investment in other subsidiaries, at equity	232,972	228,655
Advances to subsidiaries	712,500	452,400
Loans to affiliates	10,000	10,000
Loans	2,926	5,249
Less — Allowance for loan losses	60	40
Premises and equipment	23,772	25,628
Other assets	42,969	62,042

Total assets	$4,298,386	$4,314,821

Liabilities and Stockholders’ Equity
Other short-term borrowings	$165,000	$150,787
Notes payable	480,117	484,406
Accrued expenses and other liabilities	71,387	59,322
Stockholders’ equity	3,581,882	3,620,306

Total liabilities and stockholders’ equity	$4,298,386	$4,314,821

Statements of Operations

	Year ended December 31,
(In thousands)	2007	2006	2005

Income:
Dividends from subsidiaries	$383,100	$247,899	$171,000
Interest on money market and investment securities	38,555	39,286	34,259
Other operating income	9,862	17,518	11,771
Gain on sale and valuation adjustment of investment securities	115,567	290	50,469
Interest on advances to subsidiaries	19,114	6,069	416
Interest on loans to affiliates	1,144	1,256	1,176
Interest on loans	382	457	530

Total income	567,724	312,775	269,621

Expenses:
Interest expense	37,095	36,154	43,850
Provision for loan losses	2,007		14
Operating expenses	2,226	1,057	1,380

Total expenses	41,328	37,211	45,244

Income before income taxes and equity in undistributed earnings of subsidiaries	526,396	275,564	224,377
Income taxes	30,288	1,648	3,155

Income before equity in undistributed earnings of subsidiaries	496,108	273,916	221,222
Equity in undistributed (losses) earnings of subsidiaries	(560,601)	83,760	319,480

Net (loss) income	$(64,493)	$357,676	$540,702

Statements of Cash Flows

	Year ended December 31,
(In thousands)	2007	2006	2005

Cash flows from operating activities:
Net (loss) income	$(64,493)	$357,676	$540,702

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in undistributed losses (earnings) of subsidiaries and dividends from subsidiaries	177,501	(331,659)	(490,480)
Provision for loan losses	2,007		14
Net gain on sale and valuation adjustment of investment securities	(115,567)	(290)	(50,469)
Net amortization of premiums and accretion of discounts on investments	(8,244)	(427)	(546)
Net amortization of premiums and deferred loan origination fees and costs		(54)	(99)
Earnings from investments under the equity method	(4,612)	(2,507)	(3,097)
Stock options expense	568	684	305
Net decrease (increase) in other assets	28,340	(9,192)	6,941
Deferred income taxes	1,156	(569)	(182)
Net increase in interest payable	1,508	647	1,349
Net increase in other liabilities	4,354	10,158	5,722

Total adjustments	87,011	(333,209)	(530,542)

Net cash provided by operating activities	22,518	24,467	10,160

Cash flows from investing activities:
Net (increase) decrease in money market investments	(37,700)	221,300	(181,500)
Purchases of investment securities:
Available-for-sale	(6,808)		(127,628)
Held-to-maturity	(4,087,972)	(269,683)
Other			(445)
Proceeds from maturities and redemptions of investment securities:
Available-for-sale			110,432
Held-to-maturity	3,900,087	269,683	150,000
Other		2,646	500
Proceeds from sales of investment securities available-for-sale	5,783	17,781	57,458
Proceeds from sale of other investment securities	245,484
Capital contribution to subsidiaries		(36,000)	(75,000)
Net change in advances to subsidiaries and affiliates	(260,100)	(442,400)	15,569
Net repayments on loans	337	459	216
Acquisition of premises and equipment	(522)	(4,939)	(3)
Proceeds from sale of premises and equipment	11
Proceeds from sale of foreclosed assets		99	297
Dividends received from subsidiaries	383,100	247,899	171,000

Net cash provided by investing activities	141,700	6,845	120,896

Cash flows from financing activities:
Net decrease in assets sold under agreements to repurchase			(6,690)
Net decrease in commercial paper			(4,501)
Net increase in other short-term borrowings	14,213	150,787
Payments of notes payable	(5,000)	(50,450)	(135,763)
Proceeds from issuance of notes payable	397	393	5,383
Cash dividends paid	(190,617)	(188,321)	(182,751)
Proceeds from issuance of common stock	20,414	55,678	193,679
Treasury stock acquired	(2,236)	(93)

Net cash used in financing activities	(162,829)	(32,006)	(130,643)

Net increase (decrease) in cash	1,389	(694)	413
Cash at beginning of year	2	696	283

Cash at end of year	$1,391	$2	$696

     The principal source of income for the Holding Company consists of dividends from BPPR. As members subject to the regulations of the Federal Reserve System, BPPR and BPNA must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by each entity during the calendar year would exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 21. At December 31, 2007, BPPR could have declared a dividend of approximately $44,954,000 (2006 — $208,109,000; 2005 — $230,685,000) without the approval of the Federal Reserve Board. At December 31, 2007, BPNA was required to obtain the approval of the Federal Reserve Board to declare a dividend. The Corporation has never received dividend payments from its U.S. subsidiaries.
Note 37 — Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities:
The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (“PIHC”) (parent only), Popular International Bank, Inc. (“PIBI”), Popular North America, Inc. (“PNA”) and all other subsidiaries of the Corporation as of December 31, 2007 and 2006, and the results of their operations and cash flows for each of the years ended December 31, 2007, 2006 and 2005, respectively.
     In 2005, the Corporation commenced a two-year plan to change its non-banking subsidiaries to a calendar reporting year-end. As of December 31, 2005, Popular Securities, Inc., Popular North America (holding company), Popular FS, LLC and Popular Financial Holdings, Inc. (“PFH”), including its wholly-owned subsidiaries, except E-LOAN, which already had a December 31st year-end since its acquisition, continued to have a fiscal year that ended on November 30. Accordingly, their financial information as of November 30, 2005 corresponds to their financial information included in the consolidated financial statements of Popular, Inc. as of December 31, 2005. As of December 31, 2006, all subsidiaries have aligned their year-end closing to that of the Corporation’s calendar year.
     PIHC, PIBI and PNA are authorized issuers of debt securities and preferred stock under a shelf registration statement filed with the Securities and Exchange Commission.
     PIBI is an operating subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries: ATH Costa Rica S.A., EVERTEC LATINOAMERICA, SOCIEDAD ANONIMA (formerly named EVERTEC, Centroamérica Sociedad Anónima), T.I.I. Smart Solutions Inc., Popular Insurance V.I., Inc. and PNA.
     PNA is an operating subsidiary of PIBI and is the holding company of its wholly-owned subsidiaries:

Popular, Inc. | 2007 | Annual Report      143
•	PFH, including its wholly-owned subsidiaries Equity One, Inc., Popular Financial Management, LLC, Popular Housing Services, Inc., and Popular Mortgage Servicing, Inc.;

•	BPNA, including its wholly-owned subsidiaries Popular Equipment Finance, Inc. (formerly Popular Leasing, U.S.A.), Popular Insurance Agency, U.S.A., Popular FS, LLC, and E-LOAN;

•	BP, N.A., including its wholly-owned subsidiary Popular Insurance, Inc.; and

•	EVERTEC USA, Inc.
     PIHC fully and unconditionally guarantees all registered debt securities and preferred stock issued by PIBI and PNA. As described in Note 36 to the consolidated financial statements, the principal source of income for PIHC consists of dividends from BPPR.

Condensed Consolidating Statement of Condition

	At December 31, 2007
	Popular, Inc.	PIBI	PNA	All other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

ASSETS
Cash and due from banks	$1,391	$376	$400	$910,303	$(93,645)	$818,825
Money market investments	46,400	300	151	1,281,206	(321,345)	1,006,712
Trading account securities, at fair value				769,698	(1,743)	767,955
Investment securities available-for-sale, at fair value		31,705		8,483,430		8,515,135
Investment securities held-to-maturity, at amortized cost	626,129	1,250		287,087	(430,000)	484,466
Other investment securities, at lower of cost or realizable value	14,425	1	12,392	189,766		216,584
Investment in subsidiaries	2,817,934	648,720	1,717,823	413,566	(5,598,043)
Loans held-for-sale, at lower of cost or market value				1,889,546		1,889,546

Loans held-in-portfolio	725,426	25,150	2,978,528	32,737,346	(8,262,884)	28,203,566
Less — Unearned income				182,110		182,110
Allowance for loan losses	60			548,772		548,832

	725,366	25,150	2,978,528	32,006,464	(8,262,884)	27,472,624

Premises and equipment, net	23,772		131	564,393	(133)	588,163
Other real estate				81,410		81,410
Accrued income receivable	1,675	62	14,271	233,010	(32,904)	216,114
Servicing assets				196,645		196,645
Other assets	40,740	60,814	47,210	1,349,916	(41,686)	1,456,994
Goodwill				630,761		630,761
Other intangible assets	554			68,949		69,503

	$4,298,386	$768,378	$4,770,906	$49,356,150	$(14,782,383)	$44,411,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,604,376	$(93,587)	$4,510,789
Interest bearing				24,015,437	(191,748)	23,823,689

				28,619,813	(285,335)	28,334,478
Federal funds purchased and assets sold under agreements to repurchase			$168,892	5,391,273	(122,900)	5,437,265
Other short-term borrowings	$165,000		1,155,773	2,494,090	(2,312,884)	1,501,979
Notes payable	480,117		2,754,339	7,303,782	(5,916,886)	4,621,352
Subordinated notes				430,000	(430,000)
Other liabilities	71,387	$116	62,059	884,859	(84,049)	934,372

	716,504	116	4,141,063	45,123,817	(9,152,054)	40,829,446

Minority interest in consolidated subsidiaries				109		109

Stockholders’ equity:
Preferred stock	186,875					186,875
Common stock	1,761,908	3,961	2	70,421	(74,384)	1,761,908
Surplus	563,183	851,193	734,964	3,404,586	(4,985,742)	568,184
Retained earnings (deficit)	1,324,468	(46,897)	(99,806)	770,339	(628,637)	1,319,467
Treasury stock, at cost	(207,740)			(664)	664	(207,740)
Accumulated other comprehensive loss, net of tax	(46,812)	(39,995)	(5,317)	(12,458)	57,770	(46,812)

	3,581,882	768,262	629,843	4,232,224	(5,630,329)	3,581,882

	$4,298,386	$768,378	$4,770,906	$49,356,150	$(14,782,383)	$44,411,437

Popular, Inc. | 2007 | Annual Report      145
Condensed Consolidating Statement of Condition

	At December 31, 2006
	Popular, Inc.	PIBI	PNA	All other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

ASSETS
Cash and due from banks	$2	$157	$322	$1,015,470	$(65,793)	$950,158
Money market investments	8,700	1,075	2,553	508,424	(219,044)	301,708
Trading account securities, at fair value				382,325		382,325
Investment securities available-for-sale, at fair value		71,262		9,782,815	(3,215)	9,850,862
Investment securities held-to-maturity, at amortized cost	430,000	2,157		89,183	(430,000)	91,340
Other investment securities, at lower of cost or realizable value	143,469	5,001	26,152	122,772		297,394
Investment in subsidiaries	3,177,371	1,135,808	2,062,710	816,684	(7,192,573)
Loans held-for-sale, at lower of cost or market value				719,922		719,922

Loans held-in-portfolio	467,649		2,958,559	35,467,096	(6,567,940)	32,325,364
Less — Unearned income				308,347		308,347
Allowance for loan losses	40			522,192		522,232

	467,609		2,958,559	34,636,557	(6,567,940)	31,494,785

Premises and equipment, net	25,628		134	569,545	(167)	595,140
Other real estate				84,816		84,816
Accrued income receivable	1,058	12	11,581	264,089	(28,500)	248,240
Other assets	60,430	42,883	28,125	1,528,398	(47,946)	1,611,890
Goodwill				667,853		667,853
Other intangible assets	554			107,000		107,554

	$4,314,821	$1,258,355	$5,090,136	$51,295,853	$(14,555,178)	$47,403,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,287,868	$(65,735)	$4,222,133
Interest bearing				20,283,441	(67,243)	20,216,198

				24,571,309	(132,978)	24,438,331
Federal funds purchased and assets sold under agreements to repurchase			$159,829	5,739,416	(136,800)	5,762,445
Other short-term borrowings	$150,787		894,959	5,297,595	(2,309,216)	4,034,125
Notes payable	484,406		2,835,595	9,651,217	(4,233,972)	8,737,246
Subordinated notes				430,000	(430,000)
Other liabilities	59,322	$60	78,988	758,613	(85,559)	811,424

	694,515	60	3,969,371	46,448,150	(7,328,525)	43,783,571

Minority interest in consolidated subsidiaries				110		110

Stockholders’ equity:
Preferred stock	186,875					186,875
Common stock	1,753,146	3,961	2	70,421	(74,384)	1,753,146
Surplus	521,855	851,193	734,964	3,182,285	(4,763,441)	526,856
Retained earnings	1,599,145	458,922	406,811	1,804,476	(2,675,210)	1,594,144
Treasury stock, at cost	(206,987)			(2,146)	2,146	(206,987)
Accumulated other comprehensive loss, net of tax	(233,728)	(55,781)	(21,012)	(207,443)	284,236	(233,728)

	3,620,306	1,258,295	1,120,765	4,847,593	(7,226,653)	3,620,306

	$4,314,821	$1,258,355	$5,090,136	$51,295,853	$(14,555,178)	$47,403,987

Condensed Consolidating Statement of Operations

	Year ended December 31, 2007
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST INCOME:
Loans	$20,640	$343	$158,510	$2,803,356	$(367,535)	$2,615,314
Money market investments	1,147	370	52	36,833	(13,212)	25,190
Investment securities	37,408	1,800	894	434,406	(28,739)	445,769
Trading securities				41,898		41,898

	59,195	2,513	159,456	3,316,493	(409,486)	3,128,171

INTEREST EXPENSE:
Deposits				774,840	(9,047)	765,793
Short-term borrowings	3,644		59,801	502,115	(117,388)	448,172
Long-term debt	33,451		149,461	577,406	(295,502)	464,816

	37,095		209,262	1,854,361	(421,937)	1,678,781

Net interest income (loss)	22,100	2,513	(49,806)	1,462,132	12,451	1,449,390
Provision for loan losses	2,007			560,643		562,650

Net interest income (loss) after provision for loan losses	20,093	2,513	(49,806)	901,489	12,451	886,740
Service charges on deposit accounts				196,072		196,072
Other service fees				475,510	(112,253)	363,257
Net gain (loss) on sale and valuation adjustment of investment securities	115,567	(20,083)		(40,325)		55,159
Trading account loss				(2,343)	(121)	(2,464)
Loss on sale of loans and valuation adjustments on loans held-for-sale				(30,823)	(8,147)	(38,970)
Other operating income (loss)	9,862	15,410	(1,592)	137,025	(39,443)	121,262

	145,522	(2,160)	(51,398)	1,636,605	(147,513)	1,581,056

OPERATING EXPENSES:
Personnel costs:
Salaries	21,062	389		500,709	(2,637)	519,523
Pension, profit sharing and other benefits	5,878	69		143,464	(745)	148,666

	26,940	458		644,173	(3,382)	668,189
Net occupancy expenses	2,327	29	3	121,262		123,621
Equipment expenses	1,755		3	125,914	(200)	127,472
Other taxes	1,557			48,554		50,111
Professional fees	12,103	20	47	281,537	(143,853)	149,854
Communications	518			66,517	(158)	66,877
Business promotion	2,768			113,319	(699)	115,388
Printing and supplies	75		1	17,362		17,438
Impairment losses on long-lived assets				12,344		12,344
Other operating expenses	(45,817)	(400)	446	198,038	(1,205)	151,062
Impact of change in fiscal period at certain subsidiaries Goodwill and trademark impairment losses				211,750		211,750
Amortization of intangibles				10,445		10,445

	2,226	107	500	1,851,215	(149,497)	1,704,551

Income (loss) before income tax and equity in earnings (losses) of subsidiaries	143,296	(2,267)	(51,898)	(214,610)	1,984	(123,495)
Income tax expense (benefit)	30,288		(18,164)	(71,315)	189	(59,002)

Income (loss) before equity in earnings (losses) of subsidiaries	113,008	(2,267)	(33,734)	(143,295)	1,795	(64,493)
Equity in (losses) earnings of subsidiaries	(177,501)	(504,146)	(473,478)	(499,018)	1,654,143

NET (LOSS) INCOME	$(64,493)	$(506,413)	$(507,212)	$(642,313)	$1,655,938	$(64,493)

Popular, Inc. | 2007 | Annual Report      147
Condensed Consolidating Statement of Operations

	Year ended December 31, 2006
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST INCOME:
Loans	$7,782		$149,166	$2,615,635	$(286,130)	$2,486,453
Money market investments	2,199	$143	520	38,785	(12,021)	29,626
Investment securities	37,087	1,397	1,403	504,376	(28,026)	516,237
Trading securities				32,125		32,125

	47,068	1,540	151,089	3,190,921	(326,177)	3,064,441

INTEREST EXPENSE:
Deposits				583,850	(3,756)	580,094
Short-term borrowings	537	1,238	26,806	559,750	(69,371)	518,960
Long-term debt	35,617		177,061	585,618	(260,819)	537,477

	36,154	1,238	203,867	1,729,218	(333,946)	1,636,531

Net interest income (loss)	10,914	302	(52,778)	1,461,703	7,769	1,427,910
Provision for loan losses				287,760		287,760

Net interest income (loss) after provision for loan losses	10,914	302	(52,778)	1,173,943	7,769	1,140,150
Service charges on deposit accounts				190,079		190,079
Other service fees				429,805	(108,930)	320,875
Net gain (loss) on sale and valuation adjustment of investment securities	290	13,598		(16,253)	6,724	4,359
Trading account profit				18,346	16,942	35,288
Gain on sale of loans and valuation adjustments on loans held-for-sale				122,853	(5,432)	117,421
Other operating income (loss)	17,518	7,006	(271)	157,896	(40,686)	141,463

	28,722	20,906	(53,049)	2,076,669	(123,613)	1,949,635

OPERATING EXPENSES:
Personnel costs:
Salaries	19,812	379		500,209	(3,222)	517,178
Pension, profit sharing and other benefits	5,487	66		146,832	(892)	151,493

	25,299	445		647,041	(4,114)	668,671
Net occupancy expenses	2,341	14	2	114,385		116,742
Equipment expenses	1,820	8	12	134,150	(113)	135,877
Other taxes	1,218			43,325		44,543
Professional fees	14,631	46	225	264,672	(138,040)	141,534
Communications	621			67,764	(102)	68,283
Business promotion	4,590			126,604	(1,229)	129,965
Printing and supplies	70		1	17,670		17,741
Impairment losses on long-lived assets				7,232		7,232
Other operating expenses	(49,533)	(399)	436	169,125	(1,501)	118,128
Impact of change in fiscal period at certain subsidiaries			3,495	4,109	2,137	9,741
Goodwill impairment losses				14,239		14,239
Amortization of intangibles				12,377		12,377

	1,057	114	4,171	1,622,693	(142,962)	1,485,073

Income (loss) before income tax and equity in earnings (losses) of subsidiaries	27,665	20,792	(57,220)	453,976	19,349	464,562
Income tax expense (benefit)	1,648		(15,363)	116,867	3,734	106,886

Income (loss) before equity in earnings (losses) of subsidiaries	26,017	20,792	(41,857)	337,109	15,615	357,676
Equity in earnings (losses) of subsidiaries	331,659	(42,410)	(2,602)	(46,768)	(239,879)

NET INCOME (LOSS)	$357,676	$(21,618)	$(44,459)	$290,341	$(224,264)	$357,676

Condensed Consolidating Statement of Operations

	Year ended December 31, 2005
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST INCOME:
Loans	$2,122		$142,050	$2,207,183	$(235,056)	$2,116,299
Money market investments	3,955	$8	90	45,350	(18,667)	30,736
Investment securities	30,304	598	1,264	484,345	(27,697)	488,814
Trading securities				30,010		30,010

	36,381	606	143,404	2,766,888	(281,420)	2,665,859

INTEREST EXPENSE:
Deposits				439,269	(8,456)	430,813
Short-term borrowings	256	988	17,488	387,362	(56,891)	349,203
Long-term debt	43,594		154,508	488,839	(225,305)	461,636

	43,850	988	171,996	1,315,470	(290,652)	1,241,652

Net interest (loss) income	(7,469)	(382)	(28,592)	1,451,418	9,232	1,424,207
Provision for loan losses	14			195,258		195,272

Net interest (loss) income after provision for loan losses	(7,483)	(382)	(28,592)	1,256,160	9,232	1,228,935
Service charges on deposit accounts				181,749		181,749
Other service fees				435,505	(104,004)	331,501
Net gain (loss) on sale and valuation adjustment of investment securities	50,469	9,236		(6,694)	(898)	52,113
Trading account profit				16,625	13,426	30,051
Gain on sale of loans and valuation adjustment on loans held-for-sale				106,598	(23,301)	83,297
Other operating income	11,771	5,971		127,680	(38,858)	106,564

	54,757	14,825	(28,592)	2,117,623	(144,403)	2,014,210

OPERATING EXPENSES:
Personnel costs:
Salaries		367		478,118	(3,849)	474,636
Pension, profit sharing and other benefits		58		149,092	(1,097)	148,053

		425		627,210	(4,946)	622,689
Net occupancy expenses		14		108,372		108,386
Equipment expenses	31	2	10	124,294	(61)	124,276
Other taxes	1,021			38,176		39,197
Professional fees	4,536	16	80	249,558	(134,909)	119,281
Communications	56			63,412	(73)	63,395
Business promotion	6,292			94,142		100,434
Printing and supplies				18,378		18,378
Other operating expenses	(10,556)	32	486	134,136	(1,513)	122,585
Amortization of intangibles				9,579		9,579

	1,380	489	576	1,467,257	(141,502)	1,328,200

Income (loss) before income tax, cumulative effect of accounting change and equity in earnings of subsidiaries	53,377	14,336	(29,168)	650,366	(2,901)	686,010
Income tax expense (benefit)	3,155		(10,266)	156,797	(771)	148,915

Income (loss) before cumulative effect of accounting change and equity in earnings of subsidiaries	50,222	14,336	(18,902)	493,569	(2,130)	537,095
Cumulative effect of accounting change, net of tax		691		4,494	(1,578)	3,607

Income (loss) before equity in earnings of subsidiaries	50,222	15,027	(18,902)	498,063	(3,708)	540,702
Equity in earnings of subsidiaries	490,480	84,018	101,512	62,055	(738,065)

NET INCOME	$540,702	$99,045	$82,610	$560,118	$(741,773)	$540,702

Popular, Inc. | 2007 | Annual Report       149
Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2007
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net loss	$(64,493)	$(506,413)	$(507,212)	$(642,313)	$1,655,938	$(64,493)

Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in undistributed losses of subsidiaries	177,501	504,146	473,478	499,018	(1,654,143)
Depreciation and amortization of premises and equipment	2,365		3	76,271	(76)	78,563
Provision for loan losses	2,007			560,643		562,650
Goodwill and trademark impairment losses				211,750		211,750
Impairment losses on long-lived assets				12,344		12,344
Amortization of intangibles				10,445		10,445
Amortization and fair value adjustment of servicing assets				61,110		61,110
Net (gain) loss on sale and valuation adjustment of investment securities	(115,567)	20,083		40,325		(55,159)
Net loss (gain) on disposition of premises and equipment	1			(12,297)		(12,296)
Loss on sale of loans and valuation adjustments on loans held-for-sale				30,823	8,147	38,970
Net amortization of premiums and accretion of discounts on investments	(8,244)	7		28,508	(33)	20,238
Net amortization of premiums on loans and deferred loan origination fees and costs				100,153	(9,642)	90,511
Earnings from investments under the equity method	(4,612)	(15,410)	1,592	(1,293)	(1,624)	(21,347)
Stock options expense	568			1,195		1,763
Net disbursements on loans held-for-sale				(4,803,927)		(4,803,927)
Acquisitions of loans held-for-sale				(550,392)		(550,392)
Proceeds from sale of loans held-for-sale				4,127,794		4,127,794
Net decrease in trading securities				1,220,842	1,743	1,222,585
Net (increase) decrease in accrued income receivable	(617)	(51)	(2,690)	10,786	4,404	11,832
Net decrease (increase) in other assets	26,591	4,005	(8,339)	(123,355)	6,883	(94,215)
Net increase (decrease) in interest payable	1,508		(7,762)	15,617	(4,350)	5,013
Deferred income taxes	1,156		(18,164)	(237,455)	30,723	(223,740)
Net increase in postretirement benefit obligation				2,388		2,388
Net increase in other liabilities	4,354	55	8,180	95,369	(36,383)	71,575

Total adjustments	87,011	512,835	446,298	1,376,662	(1,654,351)	768,455

Net cash provided by (used in) operating activities	22,518	6,422	(60,914)	734,349	1,587	703,962

Cash flows from investing activities:
Net (increase) decrease in money market investments	(37,700)	775	2,402	(706,347)	102,302	(638,568)
Purchases of investment securities:
Available-for-sale	(6,808)	(2)		(886,267)	732,365	(160,712)
Held-to-maturity	(4,087,972)			(25,232,314)		(29,320,286)
Other			(928)	(111,180)		(112,108)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				2,344,225	(735,548)	1,608,677
Held-to-maturity	3,900,087	900		25,034,574		28,935,561
Other				44,185		44,185
Proceeds from sales of investment securities available-for-sale	5,783	17,572		34,812		58,167
Proceeds from sale of other investment securities	245,484	2	865	1		246,352
Net disbursements on loans	(259,763)	(25,150)	(129,969)	(2,904,713)	1,861,670	(1,457,925)
Proceeds from sale of loans				415,256		415,256
Acquisition of loan portfolios				(22,312)		(22,312)
Capital contribution to subsidiary		(300)		(111,025)	111,325
Net liabilities assumed, net of cash				719,604		719,604
Mortgage servicing rights purchased				(26,507)		(26,507)
Acquisition of premises and equipment	(522)			(104,386)	42	(104,866)
Proceeds from sale of premises and equipment	11			63,444		63,455
Proceeds from sale of foreclosed assets				175,974		175,974
Dividends received from subsidiary	383,100				(383,100)

Net cash provided by (used in) investing activities	141,700	(6,203)	(127,630)	(1,272,976)	1,689,056	423,947

Cash flows from financing activities:
Net increase in deposits				3,041,881	(152,357)	2,889,524
Net increase (decrease) in federal funds purchased and assets sold under agreements to repurchase			9,063	(348,143)	13,900	(325,180)
Net increase (decrease) in other short-term borrowings	14,213		260,815	(2,292,160)	(595,669)	(2,612,801)
Payments of notes payable	(5,000)		(444,583)	(3,913,642)	1,899,948	(2,463,277)
Proceeds from issuance of notes payable	397		363,327	4,217,588	(3,156,092)	1,425,220
Dividends paid to parent company				(383,100)	383,100
Dividends paid	(190,617)					(190,617)
Proceeds from issuance of common stock	20,414					20,414
Treasury stock acquired	(2,236)			(289)		(2,525)
Capital contribution from parent				111,325	(111,325)

Net cash (used in) provided by financing activities	(162,829)		188,622	433,460	(1,718,495)	(1,259,242)

Net increase (decrease) in cash and due from banks	1,389	219	78	(105,167)	(27,852)	(131,333)
Cash and due from banks at beginning of period	2	157	322	1,015,470	(65,793)	950,158

Cash and due from banks at end of period	$1,391	$376	$400	$910,303	$(93,645)	$818,825

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2006
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income (loss)	$357,676	$(21,618)	$(44,459)	$290,341	$(224,264)	$357,676
Less: Impact of change in fiscal period of certain subsidiaries, net of tax			(2,271)	(2,638)	(1,220)	(6,129)

Net income (loss) before impact of change in fiscal period	357,676	(21,618)	(42,188)	292,979	(223,044)	363,805

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed (earnings) losses of subsidiaries	(331,659)	42,410	2,602	46,768	239,879
Depreciation and amortization of premises and equipment	2,333		2	82,126	(73)	84,388
Provision for loan losses				287,760		287,760
Goodwill and trademark impairment losses				14,239		14,239
Amortization of intangibles				12,377		12,377
Impairment losses on long-lived assets				7,232		7,232
Amortization of servicing assets				62,849	(30)	62,819
Net (gain) loss on sale and valuation adjustment of investment securities	(290)	(13,598)		16,253	(6,724)	(4,359)
Net loss (gain) on disposition of premises and equipment	4			(25,933)		(25,929)
Net gain on sale of loans				(122,853)	5,432	(117,421)
Net amortization of premiums and accretion of discounts on investments	(427)	14	(118)	24,648	(199)	23,918
Net amortization of premiums on loans and deferred loan origination fees and costs	(54)			135,974	(5,829)	130,091
Earnings from investments under the equity method	(2,507)	(6,995)		(1,286)	(1,482)	(12,270)
Stock options expense	684			2,322		3,006
Net disbursements on loans held-for-sale				(6,580,246)		(6,580,246)
Acquisitions of loans held-for-sale				(1,547,800)	44,783	(1,503,017)
Proceeds from sale of loans held-for-sale				6,826,864	(44,783)	6,782,081
Net decrease in trading securities				1,369,462	(487)	1,368,975
Net (increase) decrease in accrued income receivable	(527)	21	963	(11,612)	6,946	(4,209)
Net (increase) decrease in other assets	(11,002)	4,636	24,566	25,715	5,793	49,708
Net increase (decrease) in interest payable	647	(23)	2,828	35,984	(6,959)	32,477
Deferred income taxes	(569)		(15,471)	(48,800)	38,632	(26,208)
Net increase in postretirement benefit obligation				4,112		4,112
Net increase (decrease) in other liabilities	10,158	6	30,341	(86,169)	(37,880)	(83,544)

Total adjustments	(333,209)	26,471	45,713	529,986	237,019	505,980

Net cash provided by operating activities	24,467	4,853	3,525	822,965	13,975	869,785

Cash flows from investing activities:
Net decrease (increase) in money market investments	221,300	(775)	(2,407)	485,269	(321,966)	381,421
Purchases of investment securities:
Available-for-sale		(20,574)		(708,142)	473,786	(254,930)
Held-to-maturity	(269,683)			(20,593,684)		(20,863,367)
Other			(13,010)	(53,016)		(66,026)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale			10,360	2,338,309	(472,211)	1,876,458
Held-to-maturity	269,683			20,656,164		20,925,847
Other	2,646			85,668		88,314
Proceeds from sales of investment securities available-for-sale	17,781	28,662		154,426	7,933	208,802
Net disbursements on loans	(441,941)		(127,083)	(1,881,055)	862,753	(1,587,326)
Proceeds from sale of loans				938,862		938,862
Acquisition of loan portfolios				(448,708)		(448,708)
Capital contribution to subsidiary	(36,000)	(4,000)	(4,127)	(30,084)	74,211
Assets acquired, net of cash				(3,034)		(3,034)
Mortgage servicing rights purchased				(23,769)		(23,769)
Acquisition of premises and equipment	(4,939)			(102,971)	3,317	(104,593)
Proceeds from sale of premises and equipment				91,230	(3,317)	87,913
Proceeds from sale of foreclosed assets	99			138,604		138,703
Dividends received from subsidiary	247,899			60,763	(308,662)

Net cash provided by (used in) investing activities	6,845	3,313	(136,267)	1,104,832	315,844	1,294,567

Cash flows from financing activities:
Net increase in deposits				1,724,205	65,457	1,789,662
Net increase (decrease) in federal funds purchased and assets sold under agreements to repurchase			18,129	(3,328,993)	257,697	(3,053,167)
Net increase (decrease) in other short-term borrowings	150,787	(46,112)	535,857	1,128,136	(541,695)	1,226,973
Payments of notes payable	(50,450)		(907,062)	(3,464,344)	952,427	(3,469,429)
Proceeds from issuance of notes payable	393		485,614	2,318,236	(1,297,945)	1,506,298
Dividends paid to parent company				(308,662)	308,662
Dividends paid	(188,321)					(188,321)
Proceeds from issuance of common stock	55,678			3,300	(3,132)	55,846
Treasury stock acquired	(93)			(274)		(367)
Capital contribution from parent		36,000		34,104	(70,104)

Net cash (used in) provided by financing activities	(32,006)	(10,112)	132,538	(1,894,292)	(328,633)	(2,132,505)

Cash effect of change in fiscal period			78	19,570	(7,734)	11,914

Net (decrease) increase in cash and due from banks	(694)	(1,946)	(126)	53,075	(6,548)	43,761
Cash and due from banks at beginning of period	696	2,103	448	962,395	(59,245)	906,397

Cash and due from banks at end of period	$2	$157	$322	$1,015,470	$(65,793)	$950,158

Popular, Inc. | 2007 | Annual Report      151
Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2005
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income	$540,702	$99,045	$82,610	$560,118	$(741,773)	$540,702
Less: Cumulative effect of accounting change, net of tax		691		4,494	(1,578)	3,607

Net income before cumulative effect of accounting change	540,702	98,354	82,610	555,624	(740,195)	537,095

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries	(490,480)	(84,018)	(101,512)	(62,055)	738,065
Depreciation and amortization of premises and equipment	1,511			80,508	(72)	81,947
Provision for loan losses	14			195,258		195,272
Amortization of intangibles				9,579		9,579
Amortization of servicing assets				25,813	(47)	25,766
Net (gain) loss on sale and valuation adjustment of investment securities	(50,469)	(9,236)		6,694	898	(52,113)
Net gain on disposition of premises and equipment				(29,079)		(29,079)
Net gain on sale of loans				(106,598)	23,301	(83,297)
Net amortization of premiums and accretion of discounts on investments	(546)	10		36,518	(694)	35,288
Net amortization of premiums on loans and deferred loan origination fees and costs	(99)			134,452	(7,118)	127,235
Earnings from investments under the equity method	(3,097)	(5,518)		(790)	(1,577)	(10,982)
Stock options expense	305			4,887	34	5,226
Net disbursements on loans held-for-sale				(4,321,658)		(4,321,658)
Acquisitions of loans held-for-sale				(733,536)		(733,536)
Proceeds from sale of loans held-for-sale				4,127,381		4,127,381
Net decrease in trading securities				1,161,956	(976)	1,160,980
Net increase in accrued income receivable	(347)	(33)	(1,146)	(32,159)	2,877	(30,808)
Net decrease (increase) in other assets	5,777	2,613	2,856	(159,492)	(24,633)	(172,879)
Net increase in interest payable	1,349	3	323	36,421	(2,878)	35,218
Deferred income taxes	(182)		(10,266)	7,097	(328)	(3,679)
Net increase in postretirement benefit obligation				5,451		5,451
Net increase (decrease) in other liabilities	5,722	(21)	7,010	7,627	93	20,431

Total adjustments	(530,542)	(96,200)	(102,735)	394,275	726,945	391,743

Net cash provided by (used in) operating activities	10,160	2,154	(20,125)	949,899	(13,250)	928,838

Cash flows from investing activities:
Net ( increase) decrease in money market investments	(181,500)		(31)	209,122	132,470	160,061
Purchases of investment securities:
Available-for-sale	(127,628)	(71,293)		(4,954,363)	910,122	(4,243,162)
Held-to-maturity		(2,431)		(33,577,371)		(33,579,802)
Other	(445)		(770)	(76,501)		(77,716)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	110,432		4,978	4,115,508	(913,720)	3,317,198
Held-to-maturity	150,000	250		33,637,018		33,787,268
Other	500			60,553		61,053
Proceeds from sales of investment securities available-for-sale	57,458	32,111		299,027		388,596
Net repayments (disbursements) on loans	15,785		(156,327)	(568,155)	365,604	(343,093)
Proceeds from sale of loans				297,805		297,805
Acquisition of loan portfolios				(2,650,540)		(2,650,540)
Capital contribution to subsidiary	(75,000)	(75,000)	(478,510)	(306,868)	935,378
Assets acquired, net of cash				(411,782)		(411,782)
Mortgage servicing rights purchased				(5,039)		(5,039)
Acquisition of premises and equipment	(3)			(159,163)		(159,166)
Proceeds from sale of premises and equipment				71,053		71,053
Proceeds from sale of foreclosed assets	297			116,862		117,159
Dividends received from subsidiary	171,000		150,000	52,500	(373,500)

Net cash provided by (used in) investing activities	120,896	(116,363)	(480,660)	(3,850,334)	1,056,354	(3,270,107)

Cash flows from financing activities:
Net increase in deposits				1,261,945	109,723	1,371,668
Net (decrease) increase in federal funds purchased and assets sold under agreements to repurchase	(6,690)		45,926	2,438,448	(249,796)	2,227,888
Net (decrease) increase in other short-term borrowings	(4,501)	41,286	382,213	(817,323)	(367,952)	(766,277)
Payments of notes payable	(135,763)		(15,808)	(3,558,141)	1,058,740	(2,650,972)
Proceeds from issuance of notes payable	5,383		13,518	3,362,405	(1,040,295)	2,341,011
Dividends paid to parent company				(373,500)	373,500
Dividends paid	(182,751)					(182,751)
Proceeds from issuance of common stock	193,679					193,679
Treasury stock acquired				(1,467)		(1,467)
Capital contribution from parent		75,000	75,000	784,915	(934,915)

Net cash (used in) provided by financing activities	(130,643)	116,286	500,849	3,097,282	(1,050,995)	2,532,779

Cash effect of change in accounting principle		(28)		(1,544)		(1,572)

Net increase in cash and due from banks	413	2,049	64	195,303	(7,891)	189,938
Cash and due from banks at beginning of period	283	54	384	767,092	(51,354)	716,459

Cash and due from banks at end of period	$696	$2,103	$448	$962,395	$(59,245)	$906,397

P.O. Box 362708
San Juan, Puerto Rico
00936-2708