Form 10-K, Exhibit 13
period 2008-12-31
POPULAR INC
filed 2009-03-02
CIK 763901

POPULAR, INC.

Annual Report / Informe Anual

2008

POPULAR®

POPULAR, INC.
Annual Report / Informe Anual
2008

1 Letter to Shareholders 9 Carta a los Accionistas 3 Popular, Inc. At a Glance 11 Un Vistazo a Popular, Inc. 4 Institutional Values 12 Valores Institucionales 5 Year in Review and BPOP Stock Performance 13 Resumen de Año y Desempeño de Acción BPOP 6 25-Year Historical Financial Summary 14 Resumen Financiero Histórico – 25 Años 8 Our Creed / Our People / Board of Directors 16 Nuestro Credo / Nuestra Gente / Junta de Directores Executive Officers / Corporate Information Oficiales Ejecutivos / Información Corporativa 17 Financial Review and Supplementary Information Popular, Inc. is a full service financial services provider based in Puerto Popular Inc. es un proveedor de servicios financieros con sede en Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Rico y operaciones en Puerto Rico, los Estados Unidos, el Caribe y América Latin America. As the leading financial institution in Puerto Rico, with Latina. Como institución financiera líder en Puerto Rico, con 240 240 branches and offices, the Corporation offers retail and commercial sucursales y oficinas, la Corporación ofrece servicios bancarios comerciales banking services through its principal banking subsidiary, Banco Popular y a individuos a través de Banco Popular de Puerto Rico, así como de Puerto Rico, as well as auto and equipment leasing and financing, servicios de arrendamiento y financiamiento de vehículos y equipo, mortgage loans, investment banking, broker-dealer and insurance services préstamos hipotecarios, corretaje y banca de inversión y seguros, a través through specialized subsidiaries. de subsidiarias especializadas. In the United States, the Corporation operates Banco Popular North En los Estados Unidos, la Corporación opera Banco Popular North America, America (BPNA), including its wholly-owned subsidiary E-LOAN. BPNA (BPNA) que incluye su subsidiaria E-LOAN. BPNA es un banco comunitario is a community bank providing a broad range of financial services and que provee una amplia gama de servicios y productos financieros en products to the communities it serves. BPNA operates branches in New las comunidades que sirve. BPNA opera sucursales en Nueva York, York, California, Illinois, New Jersey, and Florida. E-LOAN markets deposit California, Illinois, Nueva Jersey y Florida. E-LOAN mercadea cuentas de accounts under its name for the benefit of BPNA and offers loan customers depósito bajo su nombre para el beneficio de BPNA y ofrece a los clientes the option of being referred to a trusted consumer lending partner. de préstamos la opción de ser referidos a algún socio confiable. The Corporation, through its transaction processing company, EVERTEC, La Corporación, a través de su compañía de procesamiento de continues to use its expertise in technology as a competitive advantage transacciones financieras EVERTEC, utiliza su experiencia en tecnología in its expansion throughout the Caribbean and Latin America, as well como una ventaja competitiva para su expansión en el Caribe y América as internally servicing many of its subsidiaries’ system infrastructures and Latina, e internamente presta servicios a las infraestructuras de sistemas transactional processing businesses. The Corporation is exporting its así como procesamiento a las subsidiarias de la Corporación. La 115 years of experience through these regions while continuing its Corporación exporta sus 115 años de experiencia a estas regiones al commitment to meeting the needs of retail and business clients through tiempo que cumple su compromiso de satisfacer las necesidades de innovation, and to fostering growth in the communities it serves. clientes individuales y comerciales mediante la innovación, y fomenta el crecimiento de las comunidades a las que sirve.

Dear Shareholders Popular reported a net loss of In August, we announced a 50% reduction in the quarterly $1.2 billion in 2008, compared dividend from $0.16 to $0.08 per common share, effective in to a net loss of $64.5 million in October 2008. This was an extremely difficult decision, given the previous year. These results its impact on our shareholders, but in light of the deteriorating represent a negative return on financial and economic scenario, it was the prudent action to assets (ROA) of 3.04% and a take. This reduction helps preserve approximately $90 million negative return on common of capital annually. equity (ROE) of 44.47%. Our In September, we sold PFH’s manufactured housing loan assets results were significantly to 21st Mortgage Corporation and Vanderbilt Mortgage and impacted by losses from the Finance, Inc. for a purchase price of $198 million in cash. sale and discontinuance of During the months of September and October, we issued $350 Popular Financial Holding’s million of fixed and floating rate notes in a private offering. (PFH) operations, an increase In November, PFH sold approximately $1.1 billion in loans of 191% in the provision for loan losses and a valuation and servicing-related assets to Goldman Sachs affiliates for allowance of the entire deferred tax asset related to our a purchase price of $731 million in cash. operation in the United States. Our stock price closed at $5.16 Finally, in December, Popular received $935 million as part of on December 31, 2008, 51% below the 2007 closing price, and the Capital Purchase Program of the U.S. Treasury Department’s it has declined sharply in the first months of 2009. Troubled Asset Relief Program (TARP), in exchange for senior Clearly, these results are extremely disappointing. While we preferred stock and a warrant. anticipated challenging conditions for the year, the crisis in the These actions helped us weather the economic storm with financial industry worsened beyond anyone’s expectations and greater financial flexibility and allowed us to meet all obligations spread throughout the U.S. economy. Meanwhile, Puerto Rico’s and other operational needs. We also closed the year 2008 with economy continued mired in a recession, which is now entering solid regulatory capital ratios. However, foreseeing another its fourth year. extremely challenging year, in February we announced another Against this backdrop of a deteriorating financial and reduction in the quarterly dividend, from $0.08 to $0.02 per economic environment, we executed a series of actions common share, which will preserve an additional $68 million throughout the year designed to improve capital, enhance in capital annually. We are also implementing additional cost-liquidity and reduce risk exposures. reduction measures. In March, we sold the assets of Equity One (a subsidiary Our organizational structure has also undergone important of PFH) to American General for a purchase price of changes. David H. Chafey, President of Banco Popular de Puerto $1.47 billion in cash. Rico (BPPR), also assumed the position of President of Banco In May, we issued $400 million of 8.25% Non-Cumulative Popular North America (BPNA) after the retirement of Roberto Monthly Income Preferred Stock, Series B at a price of $25 per R. Herencia. More recently, David was also named President share. The issue was oversubscribed and sold entirely in the and Chief Operating Officer of Popular, Inc. He is spearheading Puerto Rico market. the execution of the integration of both banks under one management group, creating efficiencies to better face current challenges and laying the groundwork for future growth. Against a backdrop of a deteriorating financial and economic environment, we executed a series of actions throughout the year designed to IMPROVE CAPITAL, ENHANCE LIQUIDITY AND REDUCE RISK EXPOSURES. P O P U L A R , I N C . 2 0 0 8 A N N U A L R E P O RT 1

Dear Shareholders UNITED STATES for the benefit of BPNA. As part of the plan, all operational and The year 2008 was one of dramatic changes in our operations in support functions will be transferred to BPNA and EVERTEC, the United States. Our U.S. operations suffered substantial losses entailing a reduction of 100% of E-LOAN’s employees. Total due primarily to the sale of assets and a significantly higher annualized savings are expected to reach $37 million. Restructuring provision for loan losses as a result of deteriorating credit quality.charges, including impairments, will amount to approximately In addition, reflecting the negative income results for the last $24 million. three years, during 2008 we recorded a full valuation allowance Management is currently evaluating additional alternatives to of $861 million on the deferred tax assets related to our U.S. improve the financial performance of these operations. The strategic operations. This valuation allowance could be reduced once these direction is clear – we are focusing on core banking activities in operations begin to show positive results. regions where we believe we have a distinct competitive advantage, and we will leverage the infrastructure in Puerto Rico to reduce BANCO POPULAR NORTH AMERICA operational costs in the U.S. We are confident that a leaner, more Banco Popular North America (BPNA), which includes E-LOAN, agile organization will contribute positively to the results and reported a net loss of $524.8 million, $233.9 million of which are growth prospects of Popular. related to E-LOAN. The performance of BPNA’s banking operations was severely POPULAR FINANCIAL HOLDINGS impacted by an increase in the provision for loan losses from During 2008, we discontinued all Popular Financial Holdings (PFH) $77.8 million in 2007 to $346 million in 2008. The 345% increase operations. The discontinued operations of PFH reflected a net loss was driven by higher delinquencies in the commercial, residential of $563.4 million. mortgage and consumer portfolios, reflecting the continuing PFH started the year with a significantly reduced balance sheet downturn of the real estate market and the economy in general. due to the recharacterization completed in December 2007 of certain E-LOAN faced similar credit quality issues, particularly in its on-balance sheet securitizations – amounting to approximately HELOC and closed-end second mortgage portfolios, with its $3.2 billion – that allowed us to recognize these transactions as sales. provision increasing from $17.7 million in 2007 to $126.3 million In March, we completed the sale of approximately $1.42 billion in 2008. The rapid deterioration of this portfolio reflects a of Equity One’s assets for $1.47 billion, thus exiting PFH’s consumer substantial number of debtors falling behind in their first and finance business. second mortgages with little or no equity remaining to cover Most of PFH’s $1.5 billion portfolio, which was accounted for the principal of the junior lien, due principally to the significant at fair value based on Statement of Financial Accounting Standards decline in housing prices. (SFAS) No. 159 beginning on January 1st, 2008, was subsequently In response to these difficult conditions, we embarked on sold during the year in a series of transactions. In November, we a major restructuring plan for BPNA’s banking operations and completed the sale of approximately $1.1 billion of PFH’s loans E-LOAN. In the case of the banking operations, we will close, and mortgage servicing assets to several Goldman Sachs affiliates. consolidate or sell approximately 40 underperforming branches, In addition, we completed the sale of PFH’s manufactured exit lending businesses that do not generate deposits or fee housing loan assets to 21st Mortgage Corp. and Vanderbilt income, and reduce expenses. This plan entails a 30% headcou nt Mortgage and Finance, Inc. These transactions generated reduction and approximately $33 million in restructuring charges combined losses of $440 million, but generated $929 million in and impairments, and is expected to generate $50 million in additional liquidity and substantially reduced Popular’s exposure annual savings. to subprime assets in the U.S. As of December, E-LOAN ceased the origination of mortgages to focus exclusively on marketing deposit accounts under its name THE STRATEGIC DIRECTION IS CLEAR – we are focusing on core banking activities in regions where we believe we have a distinct competitive advantage, and we will leverage the infrastructure in Puerto Rico to reduce operational costs in the U.S. 2P O P U L A R , I N C . 2 0 0 8 A N N U A L R E P O RT

POPULAR, INC. At a Glance PUERTO RICO BANCO POPULAR DE PUERTO RICO Our banking operations in Puerto Rico continued feeling the pressure Approximately 1.4 million clients of the island’s prolonged economic recession. Banco Popular de 187 branches and 62 offices throughout Puerto Rico (BPPR) reported a net income of $239.1 million in 2008, Puerto Rico and the Virgin Islands compared to $327.3 million in 2007. 6,244 FTEs as of 12/31/08 Despite the challenging economic conditions, BPPR was able to 605 ATMs and 27,162 POS throughout grow its revenues by 9% when compared to the previous year, due Puerto Rico and the Virgin Islands to an expansion in the net interest margin and higher non-interest #1 market share in total deposits (36.3% –income, a testament to the bank’s revenue-generating capacity. 9/30/08) and total loans (22.8% – 9/30/08) However, the provision for loan losses more than doubled from $25.9 billion in assets, $16.0 billion in loans the previous year, totaling $519 million in 2008. This dramatic and $18.4 billion in deposits as of 12/31/08 increase responded to a deterioration of credit quality, particularly in the commercial and construction portfolios. Delinquencies and BANCO POPULAR NORTH AMERICA losses in consumer portfolios, though higher than the year before, 139 branches throughout five states (Florida, remained substantially in line with our expectations. Without any California, New York, New Jersey and Illinois) doubt, the proactive and intensive management of credit quality 2,100 FTEs as of 12/31/08 was the key focus during the year. The commercial banking group restructured and strengthened $1.5 billion in deposits captured by E-LOAN as of 12/31/08 several areas to ensure the quality of incoming loans as well as to detect and manage potentially problematic loans early on by $12.4 billion in assets, $10.2 billion in loans and $9.7 billion in total deposits as of 12/31/08 focusing efforts on portfolio management and loan modification. The consumer lending area also invested in analytical tools to EVERTEC enhance collection practices, redesigned operational processes and 12 offices throughout Puerto Rico and Latin improved workforce productivity through training and revision of America serving 16 countries incentive programs. 1,766 FTEs as of 12/31/08 The changes, both in the commercial and individual credit areas, have placed us in a stronger position to manage what looks to be Processed over 1.1 billion transactions in 2008, another difficult year in terms of credit quality. of which more than 557 million corresponded to the ATH® Network Expenses grew by approximately 6% due to several factors such as the absorption of Citibank’s retail banking operations and higher FDIC 5,096 ATMs and 95,617 POS throughout Puerto Rico, United States and Latin America insurance premiums. The increase was partially offset by a series of cost-control initiatives like headcount reduction, lower advertising spending and disciplined spending on technology projects. We continuously analyze the performance and long-term prospects of the lines of business in which we compete, and take actions to either scale back or strengthen activities. An important decision this year involved the closing of Popular Finance, our consumer finance subsidiary on the island. The continued contraction of this market, the industry’s lack of profitability and our financial results led us to conclude that it was prudent to exit this line of business. Another 2008 3

Dear Shareholders

It is difficult to predict how long or deep the economic recession in Puerto Rico is going to be. We will continue to manage our business to ensure that, notwithstanding the challenging environment, BPPR continues solidifying its position as the leading financial institution in Puerto Rico and delivering strong financial results.

EVERTEC

EVERTEC has proven that by identifying niches and delivering superior service, it can successfully compete in the transaction-processing business and provide a more diverse source of revenues for Popular.

ADDRESSING CHALLENGES

Richard L. Carrión
Chairman and Chief Executive Officer

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

4 POPULAR, INC. 2008 ANNUAL REPORT

Dear Shareholders important action was the acquisition of the mortgage servicing strong revenue and net income growth from their activities in the rights to a $5 billion mortgage loan portfolio owned by Freddieregion. We strengthened business relationships in markets where Mac and Ginnie Mae and previously serviced by R&G Mortgage. we already had a presence and entered new ones, such as Mexico, The benefits of this acquisition include the opportunity to where we are targeting smaller players that are often overlooked create cost synergies by adding more volume to our servicing by larger processors. infrastructure, service an attractive client base and fortify BPPR’s EVERTEC has proven that by identifying niches and delivering leading position in the mortgage industry. superior service, it can successfully compete in the transaction-Our acquisition of Citibank’s local retail banking operations and processing business and provide a more diverse source of revenues Smith Barney in 2007 proved to be a great addition to BPPR’s for Popular. operations. In the case of the retail banking operations, we have retained most of the clients and deposits acquired and have been ADDRESSING CHALLENGES able to sell additional products to these clients. The Smith Barney The outlook for 2009 points to another difficult year. We are living transaction was well received by the local market, repositioned through unprecedented times, and we are making the necessary Popular Securities as an important player in the brokerage business, adjustments to weather this difficult period. While we believe and has produced financial results that exceeded our projections. actions by both the U.S. and Puerto Rican governments could help It is difficult to predict how long or deep the economic stabilize the financial system and stimulate the economy, we have recession in Puerto Rico is going to be. We will continue to put comprehensive plans in place to navigate the difficult waters manage our business to ensure that, notwithstanding the that lie ahead. challenging environment, BPPR continues solidifying its position Looking back, we deployed too much of our capital and as the leading financial institution in Puerto Rico and delivering resources in our U.S. operations without reaching appropriate strong financial results. profitability levels, and that has impacted our performance in recent years. We are determined to improve the profitability of EVERTEC these operations by focusing on our core banking business while EVERTEC had a strong year, delivering a net income of $43.6 we continue to build the formidable franchise we have in Puerto million in 2008, 40% higher than 2007. These results were Rico. Our Board of Directors continues to provide invaluable primarily driven by business-process outsourcing services, ATH® guidance, our management team is focused and our people are Network and point-of-sale (POS) transactions, and the sale of highly committed to the success of this organization. We thank VISA shares. These results were achieved in spite of the fact that you, our shareholders, and we will continue to work tirelessly to EVERTEC’s main clients, which include financial institutions, reward your continued support. government and businesses from other economic sectors, have also been impacted by the financial and economic crises. To mitigate the impact of lower business volume from these sources, during 2008 EVERTEC focused on pursuing new sources of revenues, expanding into new geographical markets, attracting new clients and controlling expenses. In Puerto Rico, EVERTEC continued initiatives to enhance the competitiveness of the ATH® Network, which remains the Richard L. Carrión most secure and cost effective payment method in Puerto Rico, Chairman and Chief Executive Officer and attracted new clients to its hosting and outsourcing services. EVERTEC’s expansion in Latin America continued in 2008, showing INSTITUTIONAL SOCIAL COMMITMENT C U S T O M E R INTEGRITY We are committed to work We achieve satisfaction for our We are guided by the highest Values actively in promoting the social customers and earn their loyalty by standards of ethics, integrity and economic well-being of the adding value to each interaction. and morality. Our customers’ communities we serve. Our relationship with the trust is of utmost importance customer takes precedence over to our institution. any particular transaction. 4P O P U L A R , I N C . 2 0 0 8 A N N U A L R E P O RT

Year in Review and BPOP Stock Performance
The KBW Bank Index is a modified cap-weighted index consisting of 24 exchange-listed and National Market System stocks,representing national money center banks and leading regional institutions.
Market Events*
A Bank of America acquires Countrywide Financial. B British government temporarily nationalizes Northern Rock. C J.P.Morgan Chase acquires Bear Stearns in government-assisted deal. D Government places Fannie Mae,Freddie Mac in conservatorship.
E Lehman Brothers files for bankruptcy.Bank of America agrees to acquire Merrill Lynch.
F U.S.government approves $85 billion loan to American International Group. G J.P.Morgan Chase acquires operations of Washington Mutual.
H U.S.government says it will provide $700 billion to stabilize U.S. financial markets.FDIC increases deposit insurance to $250,000 per depositor.
I Wells Fargo receives regulatory approval to acquire Wachovia Co.
*Information and dates compiled from related official web sites.
BPOP Actions
1 Popular restructures Popular Financial Holdings (PFH) and E-LOAN;exits wholesale subprime mortgage origination;consolidates BPNA functions. 2 Popular acquires Citibank’s retail banking and broker-dealer operations in Puerto Rico. 3 Recharacterization of PFH securitizations results in removal of $3.2 billion in loans from PFH’s balance sheet. 4 E-LOAN restructures business model,focuses on conforming first mortgages. 5 Popular adopts fair-value option (SFAS 159) for $1.5 billion in loans held by PFH. 6 Banco Popular North America (BPNA) sells six branches, $125 million in deposits in Texas for $12.8 million. 7 Popular sells approximately $1.42 billion of Equity One’s assets for $1.47 billion, exits consumer-finance business. 8 Popular issues $400 million of preferred shares in Puerto Rico priced at 8.25%. 9 Popular reduces quarterly dividend per common share by 50% to $0.08.The dividend reduction will help preserve approximately $90 million of capital annually. 10 Popular issues approximately $350 million of fixed and floating rate notes in a private offering. 11 Popular sells $260 million in manufactured housing loan assets of PFH for $198 million to enhance liquidity and reduce risk exposure. 12 Popular announces plan to reduce size of BPNA franchise; focus on branch-based banking.E-LOAN ceases loan originations. 13 Popular sells approximately $1.1 billion in loans and servicing-related assets to Goldman Sachs affiliates for $731 million to enhance liquidity and reduce risk exposure.
14 Popular acquires mortgage servicing rights to a $5 billion mortgage loan portfolio in Puerto Rico (owned by Ginnie Mae and Freddie Mac) for $38.2 million.
15 Popular issues $935 million in preferred stock and warrants to the U.S. Department of the Treasury under the TARP Capital Purchase Program.
EXCELLENCE
We believe there is only one way to do things:the right way.
INNOVATION
We foster a constant search
for new solutions as a strategy
to enhance our competitive
advantage.
OUR PEOPLE
We strive to attract,develop,compensate
and retain the most qualified people
in a work environment characterized by
discipline and affection.
SHAREHOLDER VALUE
Our goal is to produce high
and consistent financial returns
for our shareholders,based on a
long-term view.

POPULAR, INC. 25-Year Historical Financial Summary (Dollars in millions, except per share data) 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 Selected Financial Information Net Income (Loss) $ 29.8 $ 32.9 $ 38.3 $ 38.3 $ 47.4 $ 56.3 $ 63.4 $ 64.6 $ 85.1 $ 109.4 $ 124.7 Assets 3,526.7 4,141.7 4,531.8 5,389.6 5,706.5 5,972.7 8,983.6 8,780.3 10,002.3 11,513.4 12,778.4 Net Loans1,373.9 1,715.7 2,271.0 2,768.5 3,096.3 3,320.6 5,373.3 5,195.6 5,252.1 6,346.9 7,781.3 Deposits 2,870.7 3,365.3 3,820.2 4,491.6 4,715.8 4,926.3 7,422.7 7,207.1 8,038.7 8,522.7 9,012.4 Stockholders’ Equity203.5 226.4 283.1 308.2 341.9 383.0 588.9 631.8 752.1 834.2 1,002.4 Market Capitalization $ 159.8 $ 216.0 $ 304.0 $ 260.0 $ 355.0 $ 430.1 $ 479.1 $ 579.0 $ 987.8 $ 1,014.7 $ 923.7 Return on Assets (ROA) 0.94% 0.89% 0.88% 0.76% 0.85% 0.99% 1.09% 0.72% 0.89% 1.02% 1.02% Return on Equity (ROE) 15.83% 15.59% 15.12% 13.09% 14.87% 15.87% 15.55% 10.57% 12.72% 13.80% 13.80% Per Common Share1 Net Income (Loss) – Basic $ 0.21 $ 0.23 $ 0.25 $ 0.24 $ 0.30 $ 0.35 $ 0.40 $ 0.27 $ 0.35 $ 0.42 $ 0.46 Net Income (Loss) – Diluted $ 0.21 $ 0.23 $ 0.25 $ 0.24 $ 0.30 $ 0.35 $ 0.40 $ 0.27 $ 0.35 $ 0.42 $ 0.46 Dividends (Declared) 0.06 0.07 0.08 0.09 0.09 0.10 0.10 0.10 0.10 0.12 0.13 Book Value 1.38 1.54 1.73 1.89 2.10 2.35 2.46 2.63 2.88 3.19 3.44 Market Price $ 1.11 $ 1.50 $ 2.00 $ 1.67 $ 2.22 $ 2.69 $ 2.00 $ 2.41 $ 3.78 $ 3.88 $ 3.52 Assets by Geographical Area Puerto Rico 91% 92% 92% 94% 93% 92% 89% 87% 87% 79% 76% United States 8% 7% 7% 5% 6% 6% 9% 11% 10% 16% 20% Caribbean and Latin America 1% 1% 1% 1% 1% 2% 2% 2% 3% 5% 4% Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% Traditional Delivery System Banking Branches Puerto Rico 113 115 124 126 126 128 173 161 162 165 166 Virgin Islands 33 33 33 33 38 8 United States 9 9 9 910 10 24 24 30 32 34 Subtotal 125 127 136 138 139 141 200 188 195 205 208 Non-Banking Offices Popular Financial Holdings 27 41 58 73 Popular Cash Express Popular Finance 14 17 18 26 26 26 26 28 Popular Auto 4 9 9 9 810 Popular Leasing, U.S.A. Popular Mortgage Popular Securities Popular Insurance Popular Insurance Agency U.S.A. Popular Insurance, V.I. E-LOAN EVERTEC Subtotal 14 17 22 35 62 76 92 111 Total125 127 136 152 156 163 235 250 271 297 319 Electronic Delivery System ATMs2 Owned and Driven Puerto Rico 78 94 113 136 153 151 211 206 211 234 262 Caribbean 3 3 3 33 38 8 United States 611 26 Subtotal 78 94 113 139 156 154 214 209 220 253 296 Driven Puerto Rico 6 36 51 55 68 65 54 73 81 86 88 Caribbean Subtotal 636 51 55 68 65 54 73 81 86 88 Total 84 130 164 194 224 219 268 282 301 339 384 Transactions (in millions) Electronic Transactions3 4.4 7.0 8.3 12.7 14.9 16.1 18.0 23.9 28.6 33.2 43.0 Items Processed 110.3 123.8 134.0 139.1 159.8 161.9 164.0 166.1 170.4 171.8 174.5 Employees (full-time equivalent) 4,110 4,314 4,400 4,699 5,131 5,213 7,023 7,006 7,024 7,533 7,606 1 Per common share data adjusted for stock splits. 2 Does not include host-to-host ATMs (2,223 in 2008) which are neither owned nor driven, but are part of the ATH® Network. 3 From 1981 to 2003, electronic transactions include ACH, Direct Payment, TelePago, Internet Banking and ATH® Network transactions in Puerto Rico. Since 2004, these numbers were adjusted to include ATH® Network transactions in the Dominican Republic, Costa Rica, El Salvador and United States, health care transactions, wire transfers, and other electronic payment transactions in addition to those previously stated. 6P O P U L A R , I N C . 2 0 0 8 A N N U A L R E P O RT

1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 $ 146.4 $ 185.2 $ 209.6 $ 232.3 $ 257.6 $ 276.1 $ 304.5 $ 351.9 $ 470.9 $ 489.9 $ 540.7 $ 357.7 $ (64.5) $ (1,243.9) 15,675.5 16,764.1 19,300.5 23,160.4 25,460.5 28,057.1 30,744.7 33,660.4 36,434.7 44,401.6 48,623.7 47,404.0 44,411.4 38,882.8 8,677.5 9,779.0 11,376.6 13,078.8 14,907.8 16,057.1 18,168.6 19,582.1 22,602.2 28,742.3 31,710.2 32,736.9 29,911.0 26,276.1 9,876.7 10,763.3 11,749.6 13,672.2 14,173.7 14,804.9 16,370.0 17,614.7 18,097.8 20,593.2 22,638.0 24,438.3 28,334.4 27,550.2 1,141.7 1,262.5 1,503.1 1,709.1 1,661.0 1,993.6 2,272.8 2,410.9 2,754.4 3,104.6 3,449.2 3,620.3 3,581.9 3,268.4 $1,276.8 $ 2,230.5 $ 3,350.3 $ 4,611.7 $ 3,790.2 $ 3,578.1 $ 3,965.4 $ 4,476.4 $ 5,960.2 $ 7,685.6 $ 5,836.5 $ 5,003.4 $ 2,968.3 $ 1,455.1 1.04% 1.14% 1.14% 1.14% 1.08% 1.04% 1.09% 1.11% 1.36% 1.23% 1.17% 0.74% -0.14% -3.04% 14.22% 16.17% 15.83% 15.41% 15.45% 15.00% 14.84% 16.29% 19.30% 17.60% 17.12% 9.73% -2.08% -44.47% $ 0.53 $ 0.67 $ 0.75 $ 0.83 $ 0.92 $ 0.99 $ 1.09 $ 1.31 $ 1.74 $ 1.79 $ 1.98 $ 1.24 $ (0.27) $ (4.55) $ 0.53 $ 0.67 $ 0.75 $ 0.83 $ 0.92 $ 0.99 $ 1.09 $ 1.31 $ 1.74 $ 1.79 $ 1.97 $ 1.24 $ (0.27) $ (4.55) 0.15 0.18 0.20 0.25 0.30 0.32 0.38 0.40 0.51 0.62 0.64 0.64 0.64 0.48 3.96 4.40 5.19 5.93 5.76 6.96 7.97 9.10 9.66 10.95 11.82 12.32 12.12 6.33 $ 4.85 $ 8.44 $ 12.38 $ 17.00 $ 13.97 $ 13.16 $ 14.54 $ 16.90 $ 22.43 $ 28.83 $ 21.15 $ 17.95 $ 10.60 $ 5.16 75% 74% 74% 71% 71% 72% 68% 66% 62% 55% 53% 52% 59% 65% 21% 22% 23% 25% 25% 26% 30% 32% 36% 43% 45% 45% 38% 32% 4% 4% 3% 4% 4% 2% 2% 2% 2% 2% 2% 3% 3% 3% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 166 178 201 198 199 199 196 195 193 192 194 191 196 179 8 8 8 8 8 8 8 8 8 8 8 8 8 8 40 44 63 89 91 95 96 96 97 128 136 142 147 139 214 230 272 295 298 302 300 299 298 328 338 341 351 326 91 102 117 128 137 136 149 153 181 183 212 158 134 2 51 102 132 154 195 129 114 4 31 39 44 48 47 61 55 36 43 43 49 52 51 9 9 8 10 10 12 12 20 18 18 18 17 15 12 12 7 8 10 11 13 13 11 15 14 11 24 22 3 3 3 11 13 21 25 29 32 30 33 32 32 32 1 2 2 2 3 4 7 8 9 12 12 13 7 2 2 2 2 2 2 2 2 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 4 4 4 5 5 7 8 12 11 12 134 153 183 258 327 382 427 460 431 423 354 297 282 100 348 383 455 553 625 684 727 759 729 751 692 638 633 426 281 327 391 421 442 478 524 539 557 568 583 605 615 605 8 9 17 59 68 37 39 53 57 59 61 65 69 74 38 53 71 94 99 109 118 131 129 163 181 192 187 176 327 389 479 574 609 624 681 723 743 790 825 862 871 855 120 162 170 187 102 118 155 174 176 167 212 226 433 462 97 192 265 851 920 823 926 1,110 1,216 1,726 1,360 1,454 1,560 120 259 362 452 953 1,038 978 1,100 1,286 1,383 1,938 1,586 1,887 2,022 447 648 841 1,026 1,562 1,662 1,659 1,823 2,029 2,173 2,763 2,448 2,758 2,877 56.6 78.0 111.2 130.5 159.4 199.5 206.0 236.6 255.7 568.5 625.9 690.2 772.7 849.4 175.0 173.7 171.9 170.9 171.0 160.2 149.9 145.3 138.5 133.9 140.3 150.0 175.2 202.2 7,815 7,996 8,854 10,549 11,501 10,651 11,334 11,037 11,474 12,139 13,210 12,508 12,303 10,587 7
1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 $ 146.4 $ 185.2 $ 209.6 $ 232.3 $ 257.6 $ 276.1 $ 304.5 $ 351.9 $ 470.9 $ 489.9 $ 540.7 $ 357.7 $ (64.5) $ (1,243.9) 15,675.5 16,764.1 19,300.5 23,160.4 25,460.5 28,057.1 30,744.7 33,660.4 36,434.7 44,401.6 48,623.7 47,404.0 44,411.4 38,882.8 8,677.5 9,779.0 11,376.6 13,078.8 14,907.8 16,057.1 18,168.6 19,582.1 22,602.2 28,742.3 31,710.2 32,736.9 29,911.0 26,276.1 9,876.7 10,763.3 11,749.6 13,672.2 14,173.7 14,804.9 16,370.0 17,614.7 18,097.8 20,593.2 22,638.0 24,438.3 28,334.4 27,550.2 1,141.7 1,262.5 1,503.1 1,709.1 1,661.0 1,993.6 2,272.8 2,410.9 2,754.4 3,104.6 3,449.2 3,620.3 3,581.9 3,268.4 $1,276.8 $ 2,230.5 $ 3,350.3 $ 4,611.7 $ 3,790.2 $ 3,578.1 $ 3,965.4 $ 4,476.4 $ 5,960.2 $ 7,685.6 $ 5,836.5 $ 5,003.4 $ 2,968.3 $ 1,455.1 1.04% 1.14% 1.14% 1.14% 1.08% 1.04% 1.09% 1.11% 1.36% 1.23% 1.17% 0.74% -0.14% -3.04% 14.22% 16.17% 15.83% 15.41% 15.45% 15.00% 14.84% 16.29% 19.30% 17.60% 17.12% 9.73% -2.08% -44.47% $ 0.53 $ 0.67 $ 0.75 $ 0.83 $ 0.92 $ 0.99 $ 1.09 $ 1.31 $ 1.74 $ 1.79 $ 1.98 $ 1.24 $ (0.27) $ (4.55) $ 0.53 $ 0.67 $ 0.75 $ 0.83 $ 0.92 $ 0.99 $ 1.09 $ 1.31 $ 1.74 $ 1.79 $ 1.97 $ 1.24 $ (0.27) $ (4.55) 0.15 0.18 0.20 0.25 0.30 0.32 0.38 0.40 0.51 0.62 0.64 0.64 0.64 0.48 3.96 4.40 5.19 5.93 5.76 6.96 7.97 9.10 9.66 10.95 11.82 12.32 12.12 6.33 $ 4.85 $ 8.44 $ 12.38 $ 17.00 $ 13.97 $ 13.16 $ 14.54 $ 16.90 $ 22.43 $ 28.83 $ 21.15 $ 17.95 $ 10.60 $ 5.16 75% 74% 74% 71% 71% 72% 68% 66% 62% 55% 53% 52% 59% 65% 21% 22% 23% 25% 25% 26% 30% 32% 36% 43% 45% 45% 38% 32% 4% 4% 3% 4% 4% 2% 2% 2% 2% 2% 2% 3% 3% 3% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 166 178 201 198 199 199 196 195 193 192 194 191 196 179 8 8 8 8 8 8 8 8 8 8 8 8 8 8 40 44 63 89 91 95 96 96 97 128 136 142 147 139 214 230 272 295 298 302 300 299 298 328 338 341 351 326 91 102 117 128 137 136 149 153 181 183 212 158 134 2 51 102 132 154 195 129 114 4 31 39 44 48 47 61 55 36 43 43 49 52 51 9 9 8 10 10 12 12 20 18 18 18 17 15 12 12 7 8 10 11 13 13 11 15 14 11 24 22 3 3 3 11 13 21 25 29 32 30 33 32 32 32 1 2 2 2 3 4 7 8 9 12 12 13 7 2 2 2 2 2 2 2 2 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 4 4 4 5 5 7 8 12 11 12 134 153 183 258 327 382 427 460 431 423 354 297 282 100 348 383 455 553 625 684 727 759 729 751 692 638 633 426 281 327 391 421 442 478 524 539 557 568 583 605 615 605 8 9 17 59 68 37 39 53 57 59 61 65 69 74 38 53 71 94 99 109 118 131 129 163 181 192 187 176 327 389 479 574 609 624 681 723 743 790 825 862 871 855 120 162 170 187 102 118 155 174 176 167 212 226 433 462 97 192 265 851 920 823 926 1,110 1,216 1,726 1,360 1,454 1,560 120 259 362 452 953 1,038 978 1,100 1,286 1,383 1,938 1,586 1,887 2,022 447 648 841 1,026 1,562 1,662 1,659 1,823 2,029 2,173 2,763 2,448 2,758 2,877 56.6 78.0 111.2 130.5 159.4 199.5 206.0 236.6 255.7 568.5 625.9 690.2 772.7 849.4 175.0 173.7 171.9 170.9 171.0 160.2 149.9 145.3 138.5 133.9 140.3 150.0 175.2 202.2 7,815 7,996 8,854 10,549 11,501 10,651 11,334 11,037 11,474 12,139 13,210 12,508 12,303 10,587 7

Our Creed
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

OUR PEOPLE

BOARD OF DIRECTORS

Richard L. Carrión
Chairman,
Chief Executive Officer,
Popular, Inc.

Juan J. Bermúdez
Retired Partner, Bermúdez & Longo, S.E.

María Luisa Ferré
President and Chief Executive Officer,
Grupo Ferré Rangel

Michael Masin
Private Investor

Manuel Morales Jr.
President, Parkview Realty, Inc.

Francisco M. Rexach Jr.
President, Capital Assets, Inc.

Frederic V. Salerno
Private Investor

William J. Teuber Jr.
Vice Chairman, EMC Corporation

Samuel T. Céspedes, Esq.
Secretary of the Board of Directors,
Popular, Inc.

CORPORATE INFORMATION

Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP

www.popular.com

EXECUTIVE OFFICERS

Richard L. Carrión
Chairman,
Chief Executive Officer,
Popular, Inc.

David H. Chafey Jr.
President,
Chief Operating Officer,
Popular, Inc.

Brunilda Santos de Álvarez, Esq.
Executive Vice President,
Chief Legal Officer, Popular, Inc.

8 POPULAR, INC. 2008 ANNUAL REPORT

Our Creed Our People OUR CREED BOARD OF DIRECTORS EXECUTIVE OFFICERS Banco Popular is a local institution dedicating Richard L. Carrión Richard L. Carrión Chairman, Chairman, its efforts exclusively to the enhancement of the Chief Executive Officer, Chief Executive Officer, social and economic conditions in Puerto Rico Popular, Inc. Popular, Inc. and inspired by the most sound principles and Juan J. Bermúdez David H. Chafey Jr. fundamental practices of good banking. Retired Partner, Bermúdez & Longo, S.E. President, Chief Operating Officer, María Luisa Ferré Banco Popular pledges its efforts and resources Popular, Inc. President and Chief Executive Officer, to the development of a banking service Grupo Ferré Rangel Jorge A. Junquera Senior Executive Vice President, for Puerto Rico within strict commercial Michael Masin Chief Financial Officer, Popular, Inc. practices and so efficient that it could meet Private Investor Brunilda Santos de Álvarez, Esq. the requirements of the most progressive Manuel Morales Jr. Executive Vice President, President, Parkview Realty, Inc. community of the world. Chief Legal Officer, Popular, Inc. Francisco M. Rexach Jr. These words, written in 1928 by Don Rafael President, Capital Assets, Inc. Carrión Pacheco, Executive Vice President and Frederic V. Salerno President (1927–1956), embody the philosophy Private Investor of Popular, Inc. in all its markets. William J. Teuber Jr. Vice Chairman, EMC Corporation José R. Vizcarrondo President and Chief Executive Officer, OUR PEOPLE Desarrollos Metropolitanos, S.E. The men and women who work for our institution, Samuel T. Céspedes, Esq. from the highest executive to the employees Secretary of the Board of Directors, who handle the most routine tasks, feel a special Popular, Inc. pride in serving our customers with care and dedication. All of them feel the personal satisfaction of belonging to the “Banco Popular CORPORATE INFORMATION Family,” which fosters affection and understanding Independent Registered Public among its members, and which at the same time Accounting Firm PricewaterhouseCoopers LLP firmly complies with the highest ethical and moral standards of behavior. Annual Meeting The 2009 Annual Stockholders’ Meeting These words by Don Rafael Carrión Jr., President of Popular, Inc. will be held on Friday, May 1, at 9:00 a.m. at Centro Europa and Chairman of the Board (1956–1991), Building in San Juan, Puerto Rico. were written in 1988 to commemorate the 95th Additional Information anniversary of Banco Popular de Puerto Rico, and The Annual Report to the Securities and reflect our commitment to human resources. Exchange Commission on Form 10-K and any other financial information may also be viewed by visiting our website: www.popular.com 8P O P U L A R , I N C . 2 0 0 8 A N N U A L R E P O RT

Exhibit 13
Financial Review and
Supplementary Information

2     POPULAR, INC. 2008 ANNUAL REPORT
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements	3

Overview	3
Regulatory Initiatives	6

Critical Accounting Policies / Estimates	8

Fair Value Option	17

Statement of Operations Analysis
Net Interest Income	20
Provision for Loan Losses	22
Non-Interest Income	23
Operating Expenses	25
Income Taxes	28
Fourth Quarter Results	29

Reportable Segment Results	30

Discontinued Operations	34

Statement of Condition Analysis
Assets	39
Deposits, Borrowings and Other Liabilities	42
Stockholders’ Equity	43

Risk Management	45
Market Risk	46
Liquidity Risk	53
Credit Risk Management and Loan Quality	61
Operational Risk Management	71

Recently Issued Accounting Pronouncements and Interpretations	71

Glossary of Selected Financial Terms	75

Statistical Summaries
Statements of Condition	78
Statements of Operations	79
Average Balance Sheet and Summary of Net Interest Income	80
Quarterly Financial Data	82

Management‘s Discussion and Analysis of Financial
Condition and Results of Operations
The following management’s discussion and analysis (“MD&A”) provides information which management believes necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the “Corporation” or “Popular”). All accompanying tables, consolidated financial statements and corresponding notes included in this “Financial Review and Supplementary Information - 2008 Annual Report” (“the report”) should be considered an integral part of this MD&A.
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
     Forward-looking statements are not guarantees of future performance and, by their nature, involve certain risks, uncertainties, estimates and assumptions by management that are difficult to predict. Various factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the rate of growth in the economy, as well as general business and economic conditions; changes in interest rates, as well as the magnitude of such changes; the fiscal and monetary policies of the federal government and its agencies; the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets; the performance of the stock and bond markets; competition in the financial services industry; possible legislative, tax or regulatory changes; and difficulties in combining the operations of acquired entities. Other possible events or factors that could cause results or performance to differ materially from those expressed in these forward-looking statements include the following: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense; changes in interest rates and market liquidity which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets; adverse movements and volatility in debt and equity capital markets; changes in market rates and prices which may adversely impact the value of financial assets and liabilities; liabilities resulting from litigation and regulatory investigations; changes in accounting standards, rules and interpretations; increased competition; the Corporation’s ability to grow its core businesses; decisions to downsize, sell or close units or otherwise change the business mix of the Corporation; and management’s ability to identify and manage these and other risks.
     All forward-looking statements are based upon information available to the Corporation as of the date of this report. Management assumes no obligation to update or revise any such forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.
     The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2008, while not all inclusive, discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.
OVERVIEW
The Corporation is a financial holding company, which is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN markets deposit accounts under its name for the benefit of BPNA and offers loan customers the option of being referred to a trusted consumer lending partner for loan products. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. Note 35 to the consolidated financial statements, as well as the Reportable Segments section in this MD&A, presents further information about the Corporation’s business segments. PFH, the Corporation’s consumer and mortgage lending subsidiary in the U.S., carried a maturing loan portfolio and operated a mortgage loan servicing unit during 2008. The PFH operations were discontinued in the later part of 2008. Refer to Note 2 and the Discontinued Operations section of this MD&A for additional information.
     During 2008, concerns about future economic growth, oil prices, lower consumer confidence, tightening of credit

4     POPULAR, INC. 2008 ANNUAL REPORT
availability and lower corporate earnings continued to challenge the economy. In the United States, market and economic conditions were severely impacted when credit conditions rapidly deteriorated and financial markets experienced widespread illiquidity and volatility. As a result of these unprecedented market conditions, federal government agencies, including the U.S. Treasury Department (“U.S. Treasury”) and the Federal Reserve Board, initiated several actions to boost the outlook of the U.S. financial services industry and help institutions unfreeze lending and spur economic growth. Meanwhile, Puerto Rico’s economy continued mired in a recession, which is now entering its fourth year.
     Popular, Inc. suffered from this market turmoil. The Corporation reported a net loss of $1.2 billion for the year ended December 31, 2008, compared with a net loss of $64.5 million for the year ended December 31, 2007. These financial results represented a negative return on assets of 3.04% and a negative return on common equity of 44.47%. While management anticipated challenging conditions for the year, the crisis in the financial industry worsened beyond expectations. The Corporation’s financial results were significantly impacted by losses from the sale and discontinuance of Popular Financial Holding’s (“PFH”) operations, an increase of 191% in the provision for loan losses and a valuation allowance of the entire deferred tax asset related to the Corporation’s operations in the United States.
     During 2008, the Corporation executed a series of actions designed to improve its capital and liquidity positions, which included the following:
•	Sale of six retail bank branches of BPNA in Texas in January 2008;

•	Sale of certain assets of Equity One (a subsidiary of PFH) to American General Financial in March 2008;

•	Issuance of $400 million in preferred stock, which was sold entirely in the Puerto Rico market in May 2008;

•	Reduction of 50% in the quarterly dividend from $0.16 to $0.08 per common share, effective in October 2008. This will help preserve approximately $90 million of capital a year in light of the difficult financial scenario. In February 2009, the Board of Directors reduced again the common stock dividend to $0.02 per common share. This will conserve an additional $68 million in capital per year. The dividend payment is reviewed on a quarterly basis and may be adjusted as circumstances warrant;

•	Issuance of $350 million of senior unsecured notes in a private offering during September and October 2008;

•	Sale of the remaining PFH assets in September and November 2008. These transactions, despite entailing considerable losses, generated approximately $929 million in additional liquidity to the Corporation;

•	Receipt of $935 million in December 2008 from the U.S. Treasury as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program in exchange for preferred stock and warrants on common stock. Refer to the subdivision of “Regulatory Initiatives” in this Overview section of the MD&A.
     Also, during 2008, management approved restructuring plans at its U.S. mainland operations, BPNA and E-LOAN, with the objective of establishing a leaner, more efficient U.S. business model better suited to present economic conditions, improving profitability in the short term, increasing liquidity, lowering credit costs, and over time achieving a greater integration with corporate functions in Puerto Rico. Refer to the Operating Expenses section in this MD&A for further information on these restructuring plans.
     The Corporation’s continuing operations reported a net loss of $680.5 million for the year ended December 31, 2008, compared with net income of $202.5 million for the year ended December 31, 2007. The following principal items impacted these financial results:
•	Higher provision for loan losses by $650.2 million as a result of higher credit losses and increased specific reserves for impaired loans. The deteriorating economy continued to negatively impact the credit quality of the Corporation’s loan portfolios with more rapid deterioration occurring in the latter part of 2008;

•	Higher income tax expense, principally due to a valuation allowance on the Corporation’s deferred tax assets related to the U.S. operations recorded during the second half of 2008. Refer to the Income Taxes section in this MD&A for further information;

•	Lower goodwill and trademark impairment losses by $199.3 million due to $211.8 million in impairment losses related to E-LOAN’s goodwill and trademark recognized in the fourth quarter of 2007, compared to losses of $12.5 million in the fourth quarter of 2008, consisting principally of $10.9 million in losses related to E-LOAN’s trademark. The trademark impairment losses recorded in 2008 resulted from E-LOAN ceasing to operate as a direct lender in the fourth quarter of 2008.
     As announced during the third quarter of 2008, the Corporation discontinued the operations of its U.S.-based subsidiary, PFH, which was the result of a series of actions taken between 2007 and 2008 and included restructuring plans, exiting origination channels, closure of unprofitable business units, consolidation of support functions with BPNA and major loan portfolio sales. These discontinued operations showed a net loss of $563.4 million for

Table A
Components of Net (Loss) Income as a Percentage of Average Total Assets

	For the Year
	2008	2007	2006	2005	2004

Net interest income	3.13%	2.77%	2.60%	2.64%	2.80%
Provision for loan losses	(2.42)	(0.72)	(0.39)	(0.26)	(0.33)
Sales and valuation adjustments of investment securities	0.17	0.21	0.04	0.14	0.04
Gain on sale of loans and valuation adjustments on loans held-for-sale	0.01	0.13	0.16	0.08	0.08
Trading account profit	0.11	0.08	0.08	0.07	—
Other non-interest income	1.74	1.43	1.32	1.29	1.35

	2.74	3.90	3.81	3.96	3.94
Operating expenses	(3.27)	(3.28)	(2.65)	(2.51)	(2.58)

(Loss) income from continuing operations before income tax and cumulative effect of accounting change	(0.53)	0.62	1.16	1.45	1.36
Income tax	(1.13)	(0.19)	(0.29)	(0.31)	(0.28)
Cumulative effect of accounting change, net of tax	—	—	—	0.01	—

(Loss) income from continuing operations	(1.66)	0.43	0.87	1.15	1.08
(Loss) income from discontinued operations, net of tax	(1.38)	(0.57)	(0.13)	0.02	0.15

Net (loss) income	(3.04%)	(0.14%)	0.74%	1.17%	1.23%

the year ended December 31, 2008, compared with a net loss of $267.0 million for the previous year. Refer to the Discontinued Operations section in this MD&A for details on the financial results and major events of PFH for the years 2008 and 2007, including restructuring plans, sale of assets, the impact of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” in January 2008 and the recharacterization of certain on-balance sheet securitizations as sales in 2007.
     Table A presents a five-year summary of the components of net (loss) income as a percentage of average total assets. Table B presents the changes in net (loss) income applicable to common stock and (losses) earnings per common share for the last three years. In addition, Table C provides selected financial data for the past five years. A glossary of selected financial terms has been included at the end of this MD&A.
     Total assets at December 31, 2008 amounted to $38.9 billion, a decrease of $5.5 billion, or 12%, compared with December 31, 2007. Total earning assets at December 31, 2008 decreased by $4.8 billion, or 12%, compared with December 31, 2007. As of December 31, 2008, loans, the primary interest-earning asset category for the Corporation, totaled $26.3 billion, reflecting a decline of $3.6 billion, or 12%, from December 31, 2007. The decline in earning assets was principally associated the reduction in the loan portfolio of the discontinued operations of PFH, which had total loans of $3.3 billion at December 31, 2007. For more detailed information on lending activities, refer to the Statement of Condition Analysis and Credit Risk Management and Loan Quality sections of this MD&A. Investment and trading securities, the second largest component of interest-earning assets, accounted for $0.9 billion of the decline in total assets from December 31, 2007.
     Assets at December 31, 2008 were funded principally through deposits, primarily time deposits. Deposits supported approximately 71% of the asset base at December 31, 2008, while borrowings, other liabilities and stockholders’ equity accounted for approximately 29%. This compares to 64% and 36% as of the end of 2007. For additional data on funding sources, refer to the Statement of Condition Analysis and Liquidity Risk sections of this MD&A.
     Stockholders’ equity totaled $3.3 billion at December 31, 2008, compared with $3.6 billion at December 31, 2007. The reduction in stockholders’ equity from the end of 2007 to December 31, 2008 was principally the result of the net loss of $1.2 billion recorded for 2008, dividends paid during the year and the $262 million negative after-tax adjustment to beginning retained earnings due to the transitional adjustment for electing the fair value option, partially offset by the $400 million preferred stock offering in May 2008 and the $935 million of preferred stock issued under the TARP in December 2008.
     The shares of the Corporation’s common and preferred stock are traded on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) system under the symbols BPOP, BPOPO and BPOPP. Table J shows the Corporation’s

6     POPULAR, INC. 2008 ANNUAL REPORT
Table B
Changes in Net (Loss) Income Applicable to Common Stock and (Losses) Earnings per Common Share

	2008		2007		2006
(In thousands, except per common share amounts)	Dollars	Per share	Dollars	Per share	Dollars	Per share

Net (loss) income applicable to common stock for prior year	($76,406)	($0.27)	$345,763	$1.24	$528,789	$1.98
Favorable (unfavorable) changes in:
Net interest income	(26,454)	(0.10)	50,927	0.18	31,866	0.12
Provision for loan losses	(650,165)	(2.33)	(153,663)	(0.55)	(65,571)	(0.25)
Sales and valuation adjustments of investment securities	(31,153)	(0.11)	78,749	0.28	(44,392)	(0.17)
Trading account profit	6,448	0.02	939	—	6,207	0.02
Sales of loans and valuation adjustments on loans held-for-sale	(54,028)	(0.19)	(16,291)	(0.06)	38,995	0.15
Other non-interest income	35,012	0.13	39,789	0.14	37,087	0.14
Impairment losses on long-lived assets	(3,013)	(0.01)	(10,478)	(0.04)	—	—
Goodwill and trademark impairment losses	199,270	0.71	(211,750)	(0.76)	—	—
Amortization of intangibles	(1,064)	—	1,576	0.01	(2,472)	(0.01)
All other operating expenses	13,541	0.05	(46,579)	(0.16)	(111,591)	(0.42)
Income tax	(371,370)	(1.33)	49,530	0.18	3,016	0.01
Cumulative effect of accounting change	—	—	—	—	(3,607)	(0.01)

(Loss) income from continuing operations	(959,382)	(3.43)	128,512	0.46	418,327	1.56
Loss from discontinued operations, net of tax	(296,434)	(1.06)	(204,918)	(0.73)	(72,564)	(0.27)

Net (loss) income before preferred stock dividends, TARP preferred discount amortization and change in average common shares	(1,255,816)	(4.49)	(76,406)	(0.27)	345,763	1.29
Change in preferred dividends and in TARP preferred discount amortization	(23,384)	(0.08)	—	—	—	—
Change in average common shares**	—	0.02	—	—	—	(0.05)

Net (loss) income applicable to common stock	($1,279,200)	($4.55)	($76,406)	($0.27)	$345,763	$1.24

**	Reflects the effect of the shares repurchased, plus the shares issued through the Dividend Reinvestment Plan and the subscription rights offering, and the effect of stock options exercised in the years presented.

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
Regulatory Initiatives
On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides the U.S. Secretary of the United States Treasury Department (“Treasury”) with broad authority to deploy up to $700 billion into the financial system to help restore stability and liquidity to U.S. markets. On October 24, 2008, Treasury announced plans to direct $250 billion

Table C
Selected Financial Data

	Year ended December 31,
(Dollars in thousands, except per share data)	2008	2007	2006	2005	2004

CONDENSED STATEMENTS OF OPERATIONS
Interest income	$2,274,123	$2,552,235	$2,455,239	$2,081,940	$1,662,101
Interest expense	994,919	1,246,577	1,200,508	859,075	543,267

Net interest income	1,279,204	1,305,658	1,254,731	1,222,865	1,118,834

Provision for loan losses	991,384	341,219	187,556	121,985	133,366
Net gain on sale and valuation adjustment of investment securities	69,716	100,869	22,120	66,512	15,254
Trading account profit (loss)	43,645	37,197	36,258	30,051	(159)
Gain on sale of loans and valuation adjustments on loans held-for-sale	6,018	60,046	76,337	37,342	30,097
Other non-interest income	710,595	675,583	635,794	598,707	539,945
Operating expenses	1,336,728	1,545,462	1,278,231	1,164,168	1,028,552
Income tax expense	461,534	90,164	139,694	142,710	110,343
Cumulative effect of accounting change, net of tax	—	—	—	3,607	—

(Loss) income from continuing operations	(680,468)	202,508	419,759	530,221	431,710
(Loss) income from discontinued operations, net of tax	(563,435)	(267,001)	(62,083)	10,481	58,198

Net (loss) income	($1,243,903)	($64,493)	$357,676	$540,702	$489,908

Net (loss) income applicable to common stock	($1,279,200)	($76,406)	$345,763	$528,789	$477,995

PER COMMON SHARE DATA*
Net (loss) income:
Basic before cumulative effect of accounting change:
From continuing operations	($2.55)	$0.68	$1.46	$1.93	$1.57
From discontinued operations	(2.00)	(0.95)	(0.22)	0.04	0.22

Total	($4.55)	($0.27)	$1.24	$1.97	$1.79

Diluted before cumulative effect of accounting change:
From continuing operations	($2.55)	$0.68	$1.46	$1.92	$1.57
From discontinued operations	(2.00)	(0.95)	(0.22)	0.04	0.22

Total	($4.55)	($0.27)	$1.24	$1.96	$1.79

Basic after cumulative effect of accounting change:
From continuing operations	($2.55)	$0.68	$1.46	$1.94	$1.57
From discontinued operations	(2.00)	(0.95)	(0.22)	0.04	0.22

Total	($4.55)	($0.27)	$1.24	$1.98	$1.79

Diluted after cumulative effect of accounting change:
From continuing operations	($2.55)	$0.68	$1.46	$1.93	$1.57
From discontinued operations	(2.00)	(0.95)	(0.22)	0.04	0.22

Total	($4.55)	($0.27)	$1.24	$1.97	$1.79

Dividends declared	$0.48	$0.64	$0.64	$0.64	$0.62
Book value	6.33	12.12	12.32	11.82	10.95
Market price	5.16	10.60	17.95	21.15	28.83
Outstanding shares:
Average — basic	281,079,201	279,494,150	278,468,552	267,334,606	266,302,105
Average — diluted	281,079,201	279,494,150	278,703,924	267,839,018	266,674,856
End of period	282,004,713	280,029,215	278,741,547	275,955,391	266,582,103

AVERAGE BALANCES
Net loans**	$26,471,616	$25,380,548	$24,123,315	$21,533,294	$17,529,795
Earning assets	36,026,077	36,374,143	36,895,536	35,001,974	29,994,201
Total assets	40,924,017	47,104,935	48,294,566	46,362,329	39,898,775
Deposits	27,464,279	25,569,100	23,264,132	22,253,069	19,409,055
Borrowings	7,378,438	9,356,912	12,498,004	11,702,472	9,369,211
Total stockholders’ equity	3,358,295	3,861,426	3,741,273	3,274,808	2,903,137

PERIOD END BALANCES
Net loans**	$26,268,931	$29,911,002	$32,736,939	$31,710,207	$28,742,261
Allowance for loan losses	882,807	548,832	522,232	461,707	437,081
Earning assets	36,146,389	40,901,854	43,660,568	45,167,761	41,812,475
Total assets	38,882,769	44,411,437	47,403,987	48,623,668	44,401,576
Deposits	27,550,205	28,334,478	24,438,331	22,638,005	20,593,160
Borrowings	6,943,305	11,560,596	18,533,816	21,296,299	19,882,202
Total stockholders’ equity	3,268,364	3,581,882	3,620,306	3,449,247	3,104,621

SELECTED RATIOS
Net interest margin (taxable equivalent basis)	3.81%	3.83%	3.72%	3.86%	4.09%
Return on average total assets	(3.04)	(0.14)	0.74	1.17	1.23
Return on average common stockholders’ equity	(44.47)	(2.08)	9.73	17.12	17.60
Tier I capital to risk-adjusted assets	10.81	10.12	10.61	11.17	11.82
Total capital to risk-adjusted assets	12.08	11.38	11.86	12.44	13.21

*	Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods.

**	Includes loans held-for-sale.

8     POPULAR, INC. 2008 ANNUAL REPORT
of this authority into preferred stock investments by Treasury in qualified financial institutions as part of the TARP.
     The TARP requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. This program provides for a minimum investment of 1% of Risk-Weighted Assets, with a maximum investment equal to the lesser of 3% of Total Risk-Weighted Assets or $25 billion. The perpetual preferred stock investment will have a dividend rate of 5% per year, until the fifth anniversary of the Treasury investment, and a dividend rate of 9%, thereafter. This program also requires the Treasury to receive warrants for common stock equal to 15% of the capital invested by the Treasury. As indicated earlier, on December 5, 2008, the Corporation received $935 million as part of the TARP Capital Purchase Program.
     Furthermore, the EESA included a provision for an increase in the amount of deposits insured by the Federal Deposit Insurance Corporation (“FDIC”) to $250,000 until December 31, 2009. Also, as part of the regulatory initiatives, the FDIC implemented the Temporary Liquidity Guarantee Program (“TLGP”) to strengthen confidence and encourage liquidity in the banking system. The TLGP is comprised of the Debt Guarantee Program (“DGP”) and the Transaction Account Guarantee Program (“TAGP”). The DGP guarantees all newly issued senior unsecured debt (e.g., promissory notes, unsubordinated unsecured notes and commercial paper) up to prescribed limits issued by participating entities beginning on October 14, 2008 and continuing through October 31, 2009. For eligible debt issued by that date, the FDIC provides the guarantee coverage until the earlier of the maturity date of the debt or June 30, 2012. The TAGP offers full guarantee for non-interest bearing deposit accounts held at FDIC-insured depository institutions. The unlimited deposit coverage is voluntary for eligible institutions and is in addition to the $250,000 FDIC deposit insurance per account that was included as part of the EESA. The TAGP coverage became effective on October 14, 2008 and will continue for participating institutions until December 31, 2009. Popular, Inc. opted to become a participating entity on both of these programs and will pay applicable fees for participation. Participants in the DGP program have a fee structure based on a sliding scale, depending on length of maturity. Shorter-term debt has a lower fee structure and longer-term debt has a higher fee. The range will be 50 basis points on debt of 180 days or less, and a maximum of 100 basis points for debt with maturities of one year or longer on an annualized basis. Any eligible entity that has not chosen to opt out of the TAGP will be assessed, on a quarterly basis, an annualized 10 basis points fee on balances in non-interest bearing transaction accounts that exceed the existing deposit insurance limit of $250,000. Also, on February 27, 2009, the Board of Directors of the FDIC voted to adopt an interim final rule to impose an emergency special assessment of 20 cents per $100 of deposits on June 30, 2009, and to allow the FDIC to impose emergency special assessments after June 30, 2009 of 10 cents per $100 of deposits if the reserve ratio of the Deposit Insurance Fund is estimated to fall to a level that the FDIC believes would adversely affect public confidence or to a level that is close to zero or negative at the end of a calendar quarter.
CRITICAL ACCOUNTING POLICIES / ESTIMATES
The accounting and reporting policies followed by the Corporation and its subsidiaries conform with generally accepted accounting principles (“GAAP”) in the United States of America and general practices within the financial services industry. The Corporation’s significant accounting policies are described in detail in Note 1 to the consolidated financial statements and should be read in conjunction with this section.
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
Fair Value Measurement of Financial Instruments
Effective January 1, 2008, the Corporation is required to determine the fair values of its financial instruments based on the fair value hierarchy established in SFAS No. 157. The SFAS No. 157 hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).
     In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This statement clarifies that determining fair value in an inactive or dislocated market depends on facts and circumstances and requires significant management judgment. This statement specifies that it is acceptable to use inputs based on management estimates or assumptions, or to make adjustments to observable inputs to determine fair value when markets are not active and relevant observable inputs are not available. The Corporation’s fair value measurements are consistent with the guidance in FSP No. FAS 157-3.
     Instruments that trade infrequently, such that the market has become illiquid with no reliable pricing information available, are classified within Level 3 of the fair value hierarchy. Instruments classified as Level 3 are determined based on the valuation inputs used and the results of the Corporation’s price verification process.
     The Corporation categorizes its assets and liabilities measured at fair value under the three-level hierarchy as required by SFAS

No. 157, and the level within the hierarchy is based on whether the inputs to the valuation methodology used for fair value measurement are observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect the Corporation’s estimates about assumptions that market participants would use in pricing the asset or liability based on the best information available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:
•	Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date. No significant degree of judgment for these valuations is needed, as they are based on quoted prices that are readily available in an active market.

•	Level 2 — Quoted prices other than those included in Level 1 that are observable either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and other inputs that are observable or that can be corroborated by observable market data for substantially the full term of the financial instrument.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value measurement of the financial asset or liability. Unobservable inputs reflect the Corporation’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best available information, which might include the Corporation’s own data su as internally developed models and discounted cash flow analyses. Assessments with respect to assumptions that market participants would use are inherently difficult to determine and use of different assumptions could result in material changes to these fair value measurements.
     The Corporation currently measures at fair value on a recurring basis its trading assets, available-for-sale securities, derivatives and mortgage servicing rights. From time to time, the Corporation may be required to record at fair value other assets on a nonrecurring basis, such as loans held-for-sale, impaired loans held-for-investment that are collateral dependent and certain other assets. These nonrecurring fair value adjustments typically result from the application of lower-of-cost-or-fair value accounting or write-downs of individual assets. Also, during 2008, the Corporation carried a substantial amount of loans and borrowings at fair value upon the adoption of SFAS No. 159. These loans and borrowings pertained to the PFH operations, most of which were sold during 2008 and are not outstanding at December 31, 2008.
     Refer to Note 31 to the consolidated financial statements for information on the Corporation’s fair value measurement disclosures required by SFAS No. 157. At December 31, 2008, approximately $8.3 billion, or 94%, of the assets from continuing operations measured at fair value on a recurring basis, used market-based or market-derived valuation inputs in their valuation methodology and, therefore, were classified as Level 1 or Level 2. The remaining 6% were classified as Level 3 since their valuation methodology considered significant unobservable inputs. The assets from discontinued operations measured at fair value on a recurring basis, amounting to $5 million, were all classified as Level 3 in the hierarchy. Additionally, the Corporation’s continuing operations reported $887 million of financial assets that were measured at fair value on a nonrecurring basis as of December 31, 2008, all of which were classified as Level 3 in the hierarchy.
     The Corporation requires the use of observable inputs when available, in order to minimize the use of unobservable inputs to determine fair value.
     The estimate of fair value reflects the Corporation’s judgment regarding appropriate valuation methods and assumptions. The amount of judgment involved in estimating the fair value of a financial instrument depends on a number of factors, such as type of instrument, the liquidity of the market for the instrument, transparency around the inputs to the valuation, as well as the contractual characteristics of the instrument.
     If listed prices or quotes are not available, the Corporation employs valuation models that primarily use market-based inputs including yield curves, interest rate curves, volatilities, credit curves, and discount, prepayment and delinquency rates, among other considerations. When market observable data is not available, the valuation of financial instruments becomes more subjective and involves substantial judgment. The need to use unobservable inputs generally results from diminished observability of both actual trades and assumptions resulting from the lack of market liquidity for those types of loans or securities. When fair values are estimated based on modeling techniques, such as discounted cash flow models, the Corporation uses assumptions such as interest rates, prepayment speeds, default rates, loss severity rates and discount rates. Valuation adjustments are limited to those necessary to ensure that the financial instrument’s fair value is adequately representative of the price that would be received or paid in the marketplace.
     Fair values are volatile and are affected by factors such as interest rates, liquidity of the instrument and market sentiment. Notwithstanding the judgment required in determining the fair value of the Corporation’s assets and liabilities, management believes that fair values are reasonable based on the consistency of the processes followed, which include obtaining external prices

10     POPULAR, INC. 2008 ANNUAL REPORT
when possible and validating a substantial share of the portfolio against secondary pricing sources when available.
     Following is a description of the Corporation’s valuation methodologies used for the principal assets and liabilities measured at fair value at December 31, 2008.
Trading Account Securities and Investment Securities Available-for-Sale
At December 31, 2008, the Corporation’s portfolio of trading and investment securities available-for-sale amounted to $8.6 billion and represented 97% of the Corporation’s assets from continuing operations measured at fair value on a recurring basis. At December 31, 2008, net unrealized gains on the trading and securities available-for-sale portfolios approximated $9 million and $250 million, respectively. Fair values for most of the Corporation’s trading and investment securities are classified under the Level 2 category. Trading and investment securities classified as Level 3, which are the securities that involved the highest degree of judgment, represent only 4% of the Corporation’s total portfolio of trading and investment securities. Refer to Note 31 to the consolidated financial statements for information on the breakdown of assets by hierarchy levels. Note 6 to the consolidated financial statements provides a detail of the Corporation’s investment securities available-for-sale, which represent a significant share of the financial assets measured at fair value at December 31, 2008.
     Management assesses the fair value of its portfolio of investment securities at least on a quarterly basis, which includes analyzing changes in fair value that have resulted in losses that may be considered other-than-temporary. Factors considered include for example, the nature of the investment, severity and duration of possible impairments, industry reports, sector credit ratings, economic environment, creditworthiness of the issuers and any guarantees, and the ability to hold the security until maturity or recovery. Any impairment that is considered other-than-temporary is recorded directly in the statement of operations.
     A general description of the particular valuation methodologies for trading and investment securities follows:
•	U.S. Treasury securities: The fair value of U.S. Treasury securities is based on yields that are interpolated from the constant maturity treasury curve. These securities are classified as Level 2.

•	Obligations of U.S. Government sponsored entities: The Obligations of U.S. Government sponsored entities include U.S. agency securities. The fair value of U.S. agency securities is based on an active exchange market and is based on quoted market prices for similar securities. The U.S. agency securities are classified as Level 2.

•	Obligations of Puerto Rico, States and political subdivisions: Obligations of Puerto Rico, States and political subdivisions include municipal bonds. The bonds are evaluated by aggregating them by sectors and other similar characteristics. Market inputs used in the evaluation process include all or some of the following: trades, bid price or spread, two sided markets, quotes, benchmark curves including but not limited to Treasury benchmarks, LIBOR and swap curves, market data feeds such as MSRB, discount and capital rates, and trustee reports. The municipal bonds are classified as Level 2.

•	Mortgage-backed securities: Certain agency mortgage-backed securities (“MBS”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. The agency MBS are classified as Level 2. Other agency MBS such as GNMA Puerto Rico Serials are priced using an internally-prepared pricing matrix with quoted prices from local brokers dealers. These particular MBS are classified as Level 3.

•	Collateralized mortgage obligations: Agency and private collateralized mortgage obligations (“CMOs”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector and for which fair value incorporates an option adjusted spread. The option adjusted spread model includes prepayment and volatility assumptions, ratings (whole loans collateral) and spread adjustments. These investment securities are classified as Level 2.

•	Equity securities: Equity securities with quoted market prices obtained from an active exchange market are classified as Level 1.

•	Corporate securities and mutual funds: Quoted prices for these security types are obtained from broker dealers. Given that the quoted prices are for similar instruments or do not trade in highly liquid markets, the corporate securities and mutual funds are classified as Level 2. The important variables in determining the prices of Puerto Rico tax-exempt mutual fund shares are net asset value, dividend yield and type of assets wtthin the fund. All funds trade based on a relevant dividend yield taking into consideration the aforementioned variables. In addition, demand and supply also affect the price. Corporate securities that trade less frequently or are in distress are classified as Level 3.
     Securities are classified in the fair value hierarchy according to product type, characteristics and market liquidity. At the end of each quarter, management assesses the valuation hierarchy for each asset or liability measured. SFAS No. 157 quarterly analysis performed by the Corporation includes validation procedures and review of market changes, pricing methodology, assumption and level hierarchy changes, and evaluation of distress transactions.
     Most of the Corporation’s investment securities available-for-sale are classified as Level 2 in the fair value hierarchy given that the general investment strategy at the Corporation is principally “buy and hold” with little trading activity. As such, the majority of the values is obtained from third-party pricing service providers, and, as indicated earlier, is validated with alternate pricing sources when available. Securities not priced by a secondary pricing source are documented and validated internally according to their significance to the Corporation’s financial statements. Management has established materiality thresholds according to the investment class to monitor and investigate material deviations in prices obtained from the primary pricing service provider and the secondary pricing source used as support to the valuation results.
     Primary pricing sources were thoroughly evaluated for their consideration of current market conditions, including the relative liquidity of the market, and if pricing methodology rely, to the extent possible, on observable market and trade data. When a market quote for a specific security is not available, the pricing service provider generally uses observable data to derive an exit price for the instrument, such as benchmark yield curves and trade data for similar products. To the extent trading data is not available, the pricing service provider relies on specific information, including dialogue with brokers, buy side clients, credit ratings, spreads to established benchmarks and transactions on similar securities, to draw correlations based on the characteristics of the evaluated instrument.
     The pricing methodology and approach of our primary pricing service providers are consistent with general market convention. When trade data is not available, pricing service providers rely on available market quotes and on their models. If for any reason, the pricing service provider cannot observe data required to feed its model, it discontinues pricing the instrument. During the year ended December 31, 2008, none of the Corporation’s investment securities were subject to pricing discontinuance by the pricing service providers. Substantially all investment securities available-for-sale are priced with primary pricing service providers and validated by an alternate pricing source with the exception of GNMA Puerto Rico Serials, which are priced using a local demand prices matrix prepared from local dealer quotes, and of local investments, such as corporate securities and mutual funds priced by local dealers. During 2008, the Corporation did not adjust any prices obtained from pricing services providers or broker dealers.
Mortgage Servicing Rights
Mortgage servicing rights (“MSRs”), which amounted to $176 million at December 31, 2008, do not trade in an active, open market with readily observable prices. Fair value is estimated based upon discounted net cash flows calculated from a combination of loan level data and market assumptions. The valuation model combines loans with common characteristics that impact servicing cash flows (e.g., investor, remittance cycle, interest rate, product type, etc.) in order to project net cash flows. Market valuation assumptions include prepayment speeds, discount rate, cost to service, escrow account earnings, and contractual servicing fee income, among other considerations. Prepayment speeds are derived from market data that is more relevant to U.S. mainland loan portfolios, and thus, are adjusted for the Corporation’s loan characteristics and portfolio behavior since prepayment rates in Puerto Rico have been historically lower. Other assumptions are, in the most part, directly obtained from third-party providers. Disclosure of two of the key economic assumptions used to measure MSRs, which are prepayment speed and discount rate, and a sensitivity analysis to adverse changes to these assumptions, is included in Note 22 to the consolidated financial statements.
Derivatives
Interest rate swaps, interest rate caps and index options are traded in over-the-counter active markets. These derivatives are indexed to an observable interest rate benchmark, such as LIBOR or equity indexes, and are priced using an income approach based on present value and option pricing models using observable inputs. Other derivatives are exchange-traded, such as futures and options, or are liquid and have quoted prices, such as forward contracts or “to be announced securities” (“TBAs”). All of these derivatives are classified as Level 2. Valuations of derivative assets and liabilities reflect the value of the instrument including the values associated with counterparty risk and the Corporation’s own credit standing. The non-performance risk is determined using internally-developed models that consider the collateral held, the remaining term, and the creditworthiness of the entity that bears the risk, and uses available public data or internally-developed data related to current spreads that denote their probability of default. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. The credit risk of the counterparty resulted in a reduction of derivative assets by $7.1 million at December 31, 2008. In the other hand, the incorporation of the Corporation’s own credit risk resulted in

12   POPULAR, INC. 2008 ANNUAL REPORT
a reduction of derivative liabilities by $8.9 million at December 31, 2008.
Loans held-in-portfolio considered impaired under SFAS No. 114 that are collateral dependent
The impairment is measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, size and supply and demand. Continued deterioration of the housing markets and the economy in general have adversely impacted and continue to affect the market activity related to real estate properties. These collateral dependent impaired loans are classified as Level 3 and are reported as a nonrecurring fair value measurement.
Loans and Allowance for Loan Losses
Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding.
     Recognition of interest income on commercial and construction loans, lease financing, conventional mortgage loans and closed-end consumer loans is discontinued when loans are 90 days or more in arrears on payments of principal or interest, or when other factors indicate that the collection of principal and interest is doubtful. Unsecured commercial loans are charged-off at 180 days past due. The impaired portions on secured commercial and construction loans are charged-off at 365 days past due. Income is generally recognized on open-end (revolving credit) consumer loans until the loans are charged-off. Closed-end consumer loans and leases are charged-off when payments are 120 days in arrears. Open-end (revolving credit) consumer loans are charged-off when payments are 180 days in arrears.
     One of the most critical and complex accounting estimates is associated with the determination of the allowance for loan losses. The provision for loan losses charged to current operations is based on this determination. The methodology used to establish the allowance for loan losses is based on SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” (as amended by SFAS No. 118) and SFAS No. 5 “Accounting for Contingencies.” Under SFAS No. 114, the Corporation has defined as impaired loans those commercial borrowers with outstanding debt of $250,000 or more and with interest and /or principal 90 days or more past due. Also, specific commercial borrowers with outstanding debt of over $500,000 and over are deemed impaired when, based on current information and events, management considers that it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. Although SFAS No. 114 excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage loans), it specifically requires that loan modifications considered trouble debt restructures be analyzed under its provisions. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired commercial loans is part of the Corporation’s overall allowance for loan losses. SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. To determine the allowance for loan losses under SFAS No. 5, the Corporation applies a historic loss and volatility factor to specific loan balances segregated by loan type and legal entity. For subprime mortgage loans, the allowance for loan losses is established to cover at least one year of projected losses which are inherent in these portfolios.
     The Corporation’s management evaluates the adequacy of the allowance for loan losses on a monthly basis following a systematic methodology in order to provide for known and inherent risks in the loan portfolio. In developing its assessment of the adequacy of the allowance for loan losses, the Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic developments affecting specific customers, industries or markets. Other factors that can affect management’s estimates are the years of historical data to include when estimating losses, the level of volatility of losses in a specific portfolio, changes in underwriting standards, financial accounting standards and loan impairment measurement, among others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold may all affect the required level of the allowance for loan losses. Consequently, the business, financial condition, liquidity, capital and results of operations could also be affected.
     A discussion about the process used to estimate the allowance for loan losses is presented in the Credit Risk Management and Loan Quality section of this MD&A.
Income Taxes
The calculation of periodic income taxes is complex and requires the use of estimates and judgments. The Corporation has recorded two accruals for income taxes: (1) the net estimated amount currently due or to be received from taxing jurisdictions, including any reserve for potential examination issues, and (2) a deferred income tax that represents the estimated impact of temporary differences between how the Corporation recognizes assets and liabilities under GAAP, and how such assets and liabilities are recognized under the tax code. Differences in the actual outcome of these future tax consequences could impact the Corporation’s financial position or its results of operations. In estimating taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into consideration statutory, judicial and regulatory guidance.
     Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). The Corporation records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and attributable to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or paid. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the changes are enacted.
     SFAS No.109 states that a deferred tax asset should be reduced by a valuation allowance if based on the weight of all available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or the entire deferred tax asset will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. The determination of whether a deferred tax asset is realizable is based on weighting all available evidence, including both positive and negative evidence. SFAS No. 109 provides that the realization of deferred tax assets, including carryforwards and deductible temporary differences, depends upon the existence of sufficient taxable income of the same character during the carryback or carryforward period. SFAS No.109 requires the consideration of all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years and tax-planning strategies.
     The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2008. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position is considered significant negative evidence and has caused us to conclude that the Corporation will not be able to realize the deferred tax assets in the future. As of December 31, 2008, the Corporation recorded a full valuation allowance of $861 million on the deferred tax assets of the Corporation’s U.S. operations. Management will reassess the realization of the deferred tax assets based on the criteria of SFAS No.109 each reporting period. To the extent that the financial results of the U.S. operations improve and the deferred tax asset becomes realizable, the Corporation will be able to reduce the valuation allowance through earnings. Refer to the Income Taxes section of this MD&A for additional disclosures on factors considered by management in the establishment of the valuation allowance on deferred tax assets during the last two quarters of 2008.
     Changes in the Corporation’s estimates can occur due to changes in tax rates, new business strategies, newly enacted guidance, and resolution of issues with taxing authorities regarding previously taken tax positions. Such changes could affect the amount of accrued taxes. The current income tax payable for 2008 has been paid during the year in accordance with estimated tax payments rules. Any remaining payment will not have any significant impact on liquidity and capital resources.
     The valuation of deferred tax assets requires judgment in assessing the likely future tax consequences of events that have been recognized in the financial statements or tax returns and future profitability. The accounting for deferred tax consequences represents management’s best estimate of those future events. Changes in management’s current estimates, due to unanticipated events, could have a material impact on the Corporation’s financial condition and results of operations.
     In accounting for income taxes, the Corporation also considers Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109” (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under the accounting guidance, a tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. The amount of unrecognized tax benefits, including accrued interest, as of December 31, 2008 amounted to $45 million. Refer to Note 28 to the consolidated financial statements for further information on the impact of FIN 48. The amount of unrecognized tax benefits may increase or decrease in the future for various reasons including adding amounts for current tax year positions, expiration of open income tax returns due to the statutes of limitation, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity and the addition or elimination of uncertain tax positions. Although the outcome of tax audits is uncertain, the Corporation believes that adequate amounts of tax, interest and penalties have been provided for any adjustments that are expected to result from open years. From time to time, the Corporation is audited by various federal, state and local authorities regarding income tax matters. The audits are in various stages of completion; however, no outcome for a particular audit can be determined with certainty prior to the conclusion of the audit, appeal and, in some cases, litigation process. Although management believes its approach to determining the appropriate

14 POPULAR, INC. 2008 ANNUAL REPORT
tax treatment is supportable and in accordance with SFAS No. 109 and FIN 48, it is possible that the final tax authority will take a tax position that is different than that which is reflected in the Corporation’s income tax provision and other tax reserves. As each audit is conducted, adjustments, if any, are appropriately recorded in the consolidated financial statement in the period determined. Such differences could have an adverse effect on the Corporation’s income tax provision or benefit, or other tax reserves, in the reporting period in which such determination is made and, consequently, on the Corporation’s results of operations, financial position and / or cash flows for such period.
Goodwill and Trademark
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
     As of December 31, 2008, goodwill totaled $606 million, while other intangibles with indefinite useful lives, mostly associated with E-LOAN’s trademark, amounted to $6 million. Refer to Notes 1 and 12 to the consolidated financial statements for further information on goodwill and other intangible assets. Note 12 to the consolidated financial statements provides an allocation of goodwill by business segment.
     During 2008, the Corporation recorded $1.6 million in goodwill impairment losses related to one of its Puerto Rico subsidiaries, Popular Finance, which ceased originating loans and closed its retail branch network during the fourth quarter of 2008. The goodwill assigned to this subsidiary was fully written-off in 2008. The subsidiary, which is expected to be merged with BPPR, continues to hold a running-off loan portfolio. During 2007, the Corporation recorded $164.4 million in goodwill impairment losses associated with the operations of E-LOAN. This resulted from the decision during the fourth quarter of 2007 to restructure the operations of E-LOAN.
     The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2008 using July 31, 2008 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments identified in Note 12 to the consolidated financial statements, which basically are the legal entities that compose the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.
     In accordance with SFAS No. 142, the impairment evaluation is performed in two steps. The first step of the goodwill evaluation process is to determine if potential impairment exists in any of the Corporation’s reporting units, and is performed by comparing the fair value of the reporting units with their carrying amount, including goodwill. If required from the results of this step, a second step measures the amount of any impairment loss. The second step process estimates the fair value of the unit’s individual assets and liabilities in the same manner as if a purchase of the reporting unit was taking place. If the implied fair value of goodwill calculated in step 2 is less than the carrying amount of goodwill for the reporting unit, an impairment is indicated and the carrying value of goodwill is written down to the calculated value.
     The first step of the goodwill impairment test performed during 2008 showed that the carrying amount of the following reporting units exceeded their respective fair values: BPNA, Popular Auto and Popular Mortgage. As a result, the second step of the goodwill impairment test was performed for those reporting units. At December 31, 2008, the goodwill of these reporting units amounted to $404 million for BPNA, $7 million for Popular Auto and $4 million for Popular Mortgage. Only BPNA pertains to the Corporation’s U.S. mainland operations.
     As previously indicated, the second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill shall be determined in the same manner as the amount of goodwill recognized in a business combination is determined. That is, an entity shall allocate the fair value of a reporting unit to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. The fair value of the assets and liabilities reflects market conditions, thus volatility in prices could have a material impact on the determination of the implied fair value of the reporting unit goodwill at the impairment test date. Based on the results of the second step, management concluded that there was no goodwill impairment to be recognized by those reporting units. The analysis of the results for the second step indicates that the reduction in the fair value of these reporting units was mainly attributed to the deterioration of the loan portfolios’ fair value and not to the fair value of the reporting units as going concern entities.
     In determining the fair value of a reporting unit, the Corporation generally uses a combination of methods, including market price multiples of comparable companies and transactions, as well as discounted cash flow analysis.

15
     The computations require management to make estimates and assumptions. Critical assumptions that are used as part of these evaluations include:
•	a selection of comparable publicly traded companies, based on nature of business, location and size;

•	a selection of comparable acquisition and capital raising transactions;

•	the discount rate applied to future earnings, based on an estimate of the cost of equity;

•	the potential future earnings of the reporting unit; and

•	the market growth and new business assumptions.
     For purposes of the market comparable approach, valuations were determined by calculating average price multiples of relevant value drivers from a group of companies that are comparable to the reporting unit being analyzed and applying those price multiples to the value drivers of the reporting unit. While the market price multiple is not an assumption, a presumption that it provides an indicator of the value of the reporting unit is inherent in the valuation. The determination of the market comparables also involves a degree of judgment.
     For purposes of the discounted cash flows approach, the valuation is based on estimated future cash flows. The Corporation uses its internal Asset Liability Management Committee (“ALCO”) forecasts to estimate future cash flows. The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 11.24% to 25.54% for the 2008 analysis.
     For BPNA, the most significant of the subsidiaries that had failed the first step of SFAS No. 142, the Corporation determined the fair value of Step 1 utilizing a market value approach based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. Additionally, the Corporation determined the reporting unit fair value using a discounted cash flow analysis (“DCF”) based on BPNA’s financial projections. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31st), requiring the completion of the second step of SFAS No. 142. In accordance with SFAS No. 142, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete the second step of SFAS No. 142, the Corporation subtracted from BPNA’s Step 1 fair values (determined based on the market and DCF approaches) the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $404 million, resulting in no goodwill impairment.
     Furthermore, as part of the SFAS No. 142 analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2008 test were reasonable.
     Management monitors events or changes in circumstances between annual tests to determine if these events or changes in circumstances would more likely than not reduce the fair value of a reporting unit below its carrying amount. As previously indicated, the annual test was performed during the third quarter of 2008 using July 31, 2008 as the annual evaluation date. At that time, the economic situation in the United States and Puerto Rico continued its evolution into recessionary conditions, including deterioration in the housing market and credit market. These conditions have carried over to the end of the year. Accordingly, management is closely monitoring the fair value of the reporting units, particularly those units that failed the Step 1 test in the annual goodwill impairment evaluation. As part of the monitoring process, management performed an assessment for BPNA as of December 31, 2008. The Corporation determined BPNA’s fair value utilizing the same valuation approaches (market and DCF) used in the annual goodwill impairment test. The determined fair value for BPNA as of December 31, 2008 continued to be below its carrying amount under all valuation approaches. The fair value determination of BPNA’s assets and liabilities was updated as of December 31, 2008 utilizing valuation methodologies consistent with the July 31, 2008 test. The results of the assessment as of December 31, 2008, indicated that the implied fair value of goodwill exceeded the goodwill carrying amount, resulting in no goodwill impairment. The results obtained in the December 31, 2008 assessment were consistent with the results of the annual impairment test in that the reduction in the fair value of BPNA was mainly attributable to a significant reduction in the fair value of BPNA’s loan portfolio.
     The goodwill impairment evaluation process requires the Corporation to make estimates and assumptions with regard to the fair value of the reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact the Corporation’s results of operations and the reporting units where the goodwill is recorded. For the BPPR reporting unit, had the estimated fair value calculated in Step 1 using the market comparable companies approach been approximately 35% lower, there would still be no requirement to perform a Step 2 analysis, thus there would be no indication of impairment on the $138 million of goodwill recorded in BPPR. For the BPNA reporting unit, had the implied fair value of goodwill calculated in Step 2 (assuming the lowest determined Step 1 fair value) been 84% lower, there would still be no impairment of the $404 million of goodwill recorded in BPNA as of December 31, 2008. The goodwill balance of BPPR and BPNA represent approximately 89% of the Corporation’s total goodwill balance.
     It is possible that the assumptions and conclusions regarding the valuation of the Corporations’s reporting units could change adversely and could result in the recognition of goodwill impairment. Such impairment could have a material adverse effect on the Corporation’s financial condition and future results of operations. Declines in the Corporation’s market capitalization increase the risk of goodwill impairment in 2009.
     The valuation of the E-LOAN trademark in 2008 and 2007 was performed using a valuation approach called the “relief-from-royalty” method. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademarks and trade names, Popular is relieved from having to pay a royalty, usually

16 POPULAR, INC. 2008 ANNUAL REPORT
expressed as a percentage of revenue, for the use of trademarks and trade names. The main estimates involved in the valuation of this intangible asset included the determination of:
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
     Based on the impairment evaluation tests completed as of December 31, 2008 and 2007, the Corporation recorded impairment losses of $10.9 million and $47.4 million, respectively, associated with E-LOAN’s trademark.
Pension and Postretirement Benefit Obligations
The Corporation provides pension and restoration benefit plans for certain employees of various subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The benefit costs and obligations of these plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rates, rates of compensation increase and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against industry assumptions and the actual experience of the Corporation. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the plans and related valuation assumptions are included in Note 25 to the consolidated financial statements.
     The Corporation periodically reviews its assumption for long-term expected return on pension plan assets in the Banco Popular de Puerto Rico Retirement Plan, which is the Corporation’s largest pension plan with a market value of assets of $361.5 million at December 31, 2008. The expected return on plan assets is determined by considering a total fund return estimate based on a weighted average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.
     As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2009. This analysis is validated by the Corporation and used to develop expected rates of return. This forecast reflects the actuarial firm’s view of expected long-term rates of return for each significant asset class or economic indicator; for example, 9.1% for large / mid-cap stocks, 4.5% for fixed income, 9.9% for small cap stocks and 1.8% inflation at January 1, 2009. A range of expected investment returns is developed, and this range relies both on forecasts and on broad-market historical benchmarks for expected returns, correlations, and volatilities for each asset class.
     As a consequence of recent reviews, the Corporation left unchanged its expected return on plan assets for year 2009 at 8.0%, similar to the expected rate assumed in 2008 and 2007. The Corporation uses a long-term inflation estimate of 2.8% to determine the pension benefit cost, which is higher than the 1.8% rate used in the actuary’s expected return forecast model. The pension plan experienced a negative return in 2008. Since the expected return assumption is on a long-term basis, it is not materially impacted by the yearly fluctuations (either positive or negative) in the actual return on assets. However, if the actual return on assets continue to perform below management expectations for a continued period of time, this could eventually result in the reduction of the expected return on assets percentage assumption.
     Pension expense for the Banco Popular de Puerto Rico Retirement Plan in 2008 amounted to $3.5 million. This included a credit of $39.9 million for the expected return on assets.
     Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2009 from 8.00% to 7.50% would increase the projected 2009 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $1.8 million.
     The Corporation accounts for the underfunded status of its pension and postretirement benefit plans as a liability, with an offset, net of tax, in accumulated other comprehensive income. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s consolidated statement of financial condition. The valuation of pension plan obligations is discussed above. Management believes that the fair value estimates of the pension plan assets are reasonable given that the plan assets are managed, in the most part, by the fiduciary division of BPPR, which is subject to periodic audit verifications. Also, the composition of the plan assets, as disclosed in Note 25 of the consolidated financial statements, is primarily in equity and debt securities, which have readily determinable quoted market prices.
     The Corporation uses the Citigroup Yield Curve to discount the expected program cash flows of the plans as a guide in the selection of the discount rate, as well as the Citigroup Pension Liability Index. The Corporation decided to use a discount rate of 6.10% to determine the benefit obligation at December 31, 2008, compared with 6.40% at December 31, 2007.
     A 50 basis point decrease in the assumed discount rate of 6.10% as of the beginning of 2009 would increase the projected 2009 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $3.9 million. The change would not affect the minimum required contribution to the Plan.
     In February 2009, BPPR’s non-contributory, defined benefit retirement plan (“Pension Plan”) was frozen with regards to all future benefit accruals after April 30, 2009. This action was taken by the Corporation to generate significant cost savings in light of the severe economic downturn and decline in the Corporation’s financial performance; this measure will be reviewed periodically as economic conditions and the Corporation’s financial situation improve. The Pension Plan had previously been closed to new hires and was frozen as of December 31, 2005 to employees who were under 30 years of age or were credited with less than 10 years of benefit service. The aforementioned Pension Plan freezes apply to the Benefit Restoration Plans as well.
     The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2008. The Corporation had an accrual for postretirement benefit costs of $135.9 million at December 31, 2008. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 25 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have on specified cost components and postretirement benefit obligation of the Corporation. Assumed health care trend rates were updated at December 31, 2008 to lengthen the expected period of time it will take to ultimately achieve a constant level of health care inflation.
Fair Value Option
The Corporation adopted the provisions of SFAS No. 159 in January 2008. SFAS No. 159 provides entities the option to measure certain financial assets and financial liabilities at fair value with changes in fair value recognized in earnings each period. SFAS No. 159 permits the fair value option election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument.
     The Corporation elected to measure at fair value certain loans and borrowings outstanding at January 1, 2008 pursuant to the fair value option provided by SFAS No. 159. All of these financial instruments pertained to the operations of PFH and, as of the SFAS No. 159 adoption date, included:
•	Approximately $1.2 billion of whole loans held-in-portfolio outstanding as of December 31, 2007 at the PFH operations. These whole loans consisted principally of first lien residential mortgage loans and closed-end second lien loans that were originated through the exited origination channels of PFH (e.g. asset acquisition, broker and retail channels), and home equity lines of credit that had been originated by E-LOAN but sold to PFH. Also, to a lesser extent, the loan portfolio included mixed-used multi-family loans (small commercial category) and manufactured housing loans.

•	Approximately $287 million of “owned-in-trust” loans and $287 million of bond certificates associated with PFH securitization activities that were outstanding as of December 31, 2007. The “owned-in-trust” loans were pledged as collateral for the bond certificates as a financing vehicle through on-balance sheet securitization transactions. The “owned-in-trust” loans included first lien residential mortgage loans, closed-end second lien loans, mixed-used / multi-family loans (small commercial category) and manufactured housing loans. The majority of the portfolio was comprised of first lien residential mortgage loans. Upon the adoption of SFAS No. 159, the securitized loans and related bonds were both measured at fair value, thus their net position better portrayed the credit risk that was born by the Corporation.
     Management believed upon adoption of the accounting standard that accounting for these loans at fair value provided a more relevant and transparent measurement of the realizable value of the assets and differentiated the PFH portfolio from the loan portfolios that the Corporation continued to originate through channels other than PFH.
     PFH, which held the SFAS No. 159 loan portfolio, was financed primarily by advances from its holding company, Popular North America (“PNA”). In turn, PNA depended completely on the capital markets to raise financing to meet its financial obligations. Given the mounting pressure to address PNA’s liquidity needs in the second half of 2008 and the continuing problems with accessing the U.S. capital markets given the current unprecedented market conditions, management decided that the only viable option available to permanently raise the liquidity required by PNA was to sell PFH’s assets, which included the SFAS No. 159 financial instruments.

18     POPULAR, INC. 2008 ANNUAL REPORT
Table D
Net Interest Income — Taxable Equivalent Basis

Year ended December 31,
(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2008	2007	Variance	2008	2007	Variance		2008	2007	Variance	Rate	Volume

$700	$514	$186	2.68%	5.17%	(2.49%)	Money market investments	$18,790	$26,565	($7,775)	($14,482)	$6,707
8,189	9,827	(1,638)	5.03	5.16	(0.13)	Investment securities	412,165	507,047	(94,882)	(12,538)	(82,344)
665	653	12	7.21	6.19	1.02	Trading securities	47,909	40,408	7,501	6,729	772

9,554	10,994	(1,440)	5.01	5.22	(0.21)		478,864	574,020	(95,156)	(20,291)	(74,865)

						Loans:
15,775	14,917	858	6.13	7.72	(1.59)	Commercial and construction	967,019	1,151,602	(184,583)	(245,680)	61,097
1,114	1,178	(64)	8.01	7.89	0.12	Leasing	89,155	92,940	(3,785)	1,345	(5,130)
4,722	4,748	(26)	7.18	7.32	(0.14)	Mortgage	339,019	347,302	(8,283)	(6,384)	(1,899)
4,861	4,537	324	10.15	10.50	(0.35)	Consumer	493,593	476,234	17,359	(20,645)	38,004

26,472	25,380	1,092	7.14	8.15	(1.01)		1,888,786	2,068,078	(179,292)	(271,364)	92,072

$36,026	$36,374	($348)	6.57%	7.26%	(0.69%)	Total earning assets	$2,367,650	$2,642,098	($274,448)	($291,655)	$17,207

						Interest bearing deposits:
$4,948	$4,429	$519	1.89%	2.60%	(0.71%)	NOW and money market*	$93,523	$115,047	($21,524)	($34,997)	13,473
5,600	5,698	(98)	1.50	1.96	(0.46)	Savings	84,206	111,877	(27,671)	(19,242)	(8,429)
12,796	11,399	1,397	4.08	4.73	(0.65)	Time deposits	522,394	538,869	(16,475)	(83,055)	66,580

23,344	21,526	1,818	3.00	3.56	(0.56)		700,123	765,793	(65,670)	(137,294)	71,624

5,115	8,316	(3,201)	3.29	5.11	(1.82)	Short-term borrowings	168,070	424,530	(256,460)	(131,385)	(125,075)
2,263	1,041	1,222	5.60	5.40	0.20	Medium and long-term debt	126,726	56,254	70,472	2,130	68,342

						Total interest bearing
30,722	30,883	(161)	3.24	4.04	(0.80)	liabilities	994,919	1,246,577	(251,658)	(266,549)	14,891
						Non-interest bearing
4,120	4,043	77				demand deposits
1,184	1,448	(264)				Other sources of funds

$36,026	$36,374	($348)	2.76%	3.43%	(0.67%)

			3.81%	3.83%	(0.02%)	Net interest margin
						Net interest income on
						a taxable equivalent basis	1,372,731	1,395,521	(22,790)	($25,106)	$2,316
			3.33%	3.22%	0.11%	Net interest spread
						Taxable equivalent
						adjustment	93,527	89,863	3,664
						Net interest income	$1,279,204	$1,305,658	($26,454)

Notes:	The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

*	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

     As described further in the Discontinued Operations section in this MD&A, during the third and fourth quarter of 2008, the Corporation sold substantially all of PFH’s assets. The sale of assets included the sale of the implied residual interest on the on-balance sheet securitizations transferring all rights and obligations to the third party with no continuing involvement whatsoever of the Corporation with respect to the transferred assets. As such, the Corporation achieved sale accounting with respect to those securitizations and de-recognized the associated loans and the bond certificates which had been measured at fair value pursuant to the SFAS No. 159 election described before.
     At December 31, 2008, there were only $5 million in loans measured at fair value pursuant to SFAS No. 159, with unrealized losses of $37 million. Non-performing loans measured pursuant to SFAS No. 159 which are past due 90 days or more were fair

(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2007	2006	Variance	2007	2006	Variance		2007	2006	Variance	Rate	Volume

$514	$564	($50)	5.17%	5.56%	(0.39%)	Money market investments	$26,565	$31,382	($4,817)	($1,824)	($2,993)
9,827	11,717	(1,890)	5.16	5.10	0.06	Investment securities	507,047	597,930	(90,883)	5,106	(95,989)
653	491	162	6.19	6.23	(0.04)	Trading securities	40,408	30,593	9,815	(186)	10,001

10,994	12,772	(1,778)	5.22	5.17	0.05		574,020	659,905	(85,885)	3,096	(88,981)

						Loans:
14,917	13,476	1,441	7.72	7.61	0.11	Commercial and construction	1,151,602	1,026,153	125,449	12,913	112,536
1,178	1,283	(105)	7.89	7.57	0.32	Leasing	92,940	97,166	(4,226)	3,951	(8,177)
4,748	4,726	22	7.32	6.85	0.47	Mortgage	347,302	323,557	23,745	22,223	1,522
4,537	4,639	(102)	10.50	10.00	0.50	Consumer	476,234	463,861	12,373	10,287	2,086

25,380	24,124	1,256	8.15	7.92	0.23		2,068,078	1,910,737	157,341	49,374	107,967

$36,374	$36,896	($522)	7.26%	6.97%	0.29%	Total earning assets	$2,642,098	$2,570,642	$71,456	$52,470	$18,986

						Interest bearing deposits:
$4,429	$3,878	$551	2.60%	2.06%	0.54%	NOW and money market*	$115,047	$79,820	$35,227	$17,963	$17,264
5,698	5,440	258	1.96	1.43	0.53	Savings	111,877	77,611	34,266	4,485	29,781
11,399	9,977	1,422	4.73	4.24	0.49	Time deposits	538,869	422,663	116,206	46,060	70,146

21,526	19,295	2,231	3.56	3.01	0.55		765,793	580,094	185,699	68,508	117,191

8,316	10,405	(2,089)	5.11	4.88	0.23	Short-term borrowings	424,530	508,174	(83,644)	22,613	(106,257)
1,041	2,093	(1,052)	5.40	5.36	0.04	Medium and long-term debt	56,254	112,240	(55,986)	829	(56,815)

						Total interest bearing
30,883	31,793	(910)	4.04	3.78	0.26	liabilities	1,246,577	1,200,508	46,069	91,950	(45,881)
						Non-interest bearing
4,043	3,970	73				demand deposits
1,448	1,133	315				Other sources of funds

$36,374	$36,896	($522)	3.43%	3.25%	0.18%

			3.83%	3.72%	0.11%	Net interest margin
						Net interest income on
						a taxable equivalent basis	1,395,521	1,370,134	25,387	($39,480)	$64,867
			3.22%	3.19%	0.03%	Net interest spread
						Taxable equivalent
						adjustment	89,863	115,403	(25,540)
						Net interest income	$1,305,658	$1,254,731	$50,927

valued at $1 million at December 31, 2008, resulting in unrealized losses of approximately $10 million, compared to an unpaid principal balance of $11 million. As of December 31, 2008, there was no debt outstanding measured at fair value.
     During the year ended December 31, 2008, the Corporation recognized $198.9 million in losses attributable to changes in the fair value of loans and notes payable (bond certificates), including net losses attributable to changes in instrument-specific credit spreads. These losses were included in the caption “Loss from discontinued operations, net of tax” in the consolidated statement of operations.
     Upon adoption of SFAS No. 159, the Corporation recognized a negative after-tax adjustment to beginning retained earnings

20     POPULAR, INC. 2008 ANNUAL REPORT
due to the transitional adjustment for electing the fair value option, as detailed in the following table.

		Cumulative effect
		adjustment to	January 1, 2008
	January 1, 2008	January 1, 2008	fair value
	(Carrying value)	retained earnings —	(Carrying value
(In thousands)	prior to adoption)	Gain (Loss)	after adoption)

Loans	$1,481,297	($494,180)	$987,117

Notes payable (bond certificates)	($286,611)	$85,625	($200,986)

Pre-tax cumulative effect of adopting fair value option accounting		($408,555)
Net increase in deferred tax asset		146,724

After-tax cumulative effect of adopting fair value option accounting		($261,831)

     The fair value adjustments in the loan portfolios recorded upon adoption of SFAS No. 159 on January 1, 2008 were mainly the result of the following factors:
•	The loan portfolio was, in the most part, considered subprime and due to market conditions, considered distressed assets in a very illiquid market.

•	There was a significant deterioration in the delinquency profile of the second lien closed-end mortgage loan portfolio.

•	Property values obtained on subprime loans in foreclosure were declining significantly. Since property values did not justify initiating a foreclosure action, the loan in essence behaved as an unsecured loan.

•	A substantial share of PFH’s closed-end second lien portfolio had combined loan-to-values greater than 90%.

•	The consumer loans measured at fair value also included home equity lines of credit that although were considered prime based on FICO scores, they had deteriorated. Similar to second lien closed-end loans, the home equity lines of credit (“HELOCs”) were also behaving as an unsecured loan as a result of falling home values.

•	Certain of the loan portfolios were trading at distressed levels based on the small trading activity available for the products and the expected return by the investors rather than the actual performance and fundamentals of these loans.
     Similar factors and continuing disruptions in the capital markets and credit deterioration contributed to the further decline in value of the loan portfolio during 2008.
Statement Of Operations Analysis
Net Interest Income
Net interest income, the Corporation’s continuing operations primary source of earnings, represented 61% of top line income (defined as net interest income plus non-interest income) for 2008 and 60% for 2007. Several variables may cause the net interest income to fluctuate from period to period, including interest rate volatility, the shape of the yield curve, changes in volume and mix of earning assets and interest bearing liabilities, repricing characteristics of assets and liabilities, and derivative transactions, among others.
     Interest earning assets include investment securities and loans that are exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are investments in obligations of some U.S. Government agencies and sponsored entities of the Puerto Rico Commonwealth and its agencies, and assets held by the Corporation’s international banking entities, which are tax-exempt under Puerto Rico laws. To facilitate the comparison of all interest data related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates. The marginal tax rate for the Puerto Rico subsidiaries in 2008 and 2007 was 39%, as compared to 43.5% for BPPR and 41.5% for all the other Puerto Rico subsidiaries in 2006. The taxable equivalent computation considers the interest expense disallowance required by the Puerto Rico tax law.
     Average outstanding securities balances are based on amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Prepayment penalties, late fees collected and the amortization of premiums / discounts on purchased loans are also included as part of the loan yield. Interest income for the year ended December 31, 2008 included a favorable impact of $17.4 million related to these loan fees, primarily in the commercial loans portfolio. In addition, these amounts approximated favorable impacts of $25.3 million and $21.3 million, respectively, for the years ended December 31, 2007 and 2006.
     Table D presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2008, as compared with the same period in 2007, segregated by major categories of interest earning assets and interest bearing liabilities.
     The decrease in average earning assets was mainly due to the Corporation’s strategy of not reinvesting maturities of low yielding investments. Increases in both commercial loans and consumer loans partially offset the reduction in the investments category. Construction loans accounted for 51% of the increase in the commercial loans category. This increase occurred mainly in the Puerto Rico market as the Corporation continues to make disbursements from prior commitments. The performance of these loans is being closely monitored since the current economic environment will continue to pressure this sector. The increase in the consumer loans category was mainly due to a higher balance of HELOCs and closed-end second mortgages from E-LOAN. The market disruptions that took place in the second half of 2007 forced the Corporation to retain a higher balance of these loans. As part of the E-LOAN Restructuring Plan, the origination of these loans was discontinued. The Corporation’s funding mix was also modified with a portion of borrowings being replaced by brokered certificates of deposit entered into as part of the strategies to address the liquidity crisis of the latter half of 2007.
     The decrease in net interest income was mainly the result of the following factors:
•	The Federal Reserve (“FED”) lowered the federal funds target rate from 4.25% at the beginning of 2008 to between 0% and 0.25% at December 31, 2008. The reduction in market rates impacted the yield of several of the Corporation’s earning assets during that period. These assets included commercial and construction loans, of which 67% have floating or adjustable rates, floating rate collateralized mortgage obligations, and HELOCs, as well as the origination of loans in a low interest rate environment. In addition, a higher proportion of closed-end second mortgages from the U.S. mainland operations contributed to the decrease in the yield of consumer loans since these loans carry a lower rate than consumer loans generated in the Puerto Rico market. Furthermore, the increase in non-accruing loans, which is discussed in the Credit Risk and Loan Quality section of this MD&A, had an unfavorable impact in interest income.

•	Liquidity concerns during the second half of 2007 prompted the Corporation to enter into certain financing agreements which limited the expected benefit of reduced market rates in the overall cost of funds. These include brokered certificates of deposit and certain long-term funding agreements entered into during 2008.

•	Partially offsetting the negative impacts was a reduction in the cost of both short-term borrowings and interest bearing deposits. These reductions were a combination of lower market rates and management’s initiatives to reduce the cost of certain interest bearing deposits reflecting the prevailing low interest rate environment. The categories impacted by these decreases include the internet deposits generated through E-LOAN.
     The average key index rates for the years 2006 through 2008 were as follows:

	2008	2007	2006

Prime rate	5.08%	8.05%	7.96%
Fed funds rate	2.08	5.05	4.96
3-month LIBOR	2.93	5.30	5.20
3-month Treasury Bill	1.45	4.46	4.84
10-year Treasury	3.64	4.63	4.79
FNMA 30-year	5.79	6.24	6.32

     The Corporation’s taxable equivalent adjustment presented an increase, when compared to 2007, even though the total balance of investments decreased as a result of the previously mentioned strategy of not reinvesting maturities of low yielding assets. This is in part the result of a lower cost of funds during 2008. Puerto Rico tax law requires that an interest expense be assigned to the exempt interest income in order to calculate a net benefit. The interest expense is determined by applying the ratio of exempt assets to total assets to the Corporation’s total interest expense in Puerto Rico. To the extent that the cost of funds decreases at a faster pace than the yield of earning assets, the net benefit will increase.
     Although the Corporation showed improvement in its net interest margin in 2007, when compared to 2006, the year 2007 presented various challenges such as the liquidity crisis, internet-based deposits with higher interest rates and the competitive pressures in the deposits and loan markets. As shown in Table D, the increase in the net interest margin from continued operations for the year ended December 31, 2007, compared with the previous year, was mainly attributed to a change in the funding mix between total borrowings and interest bearing deposits. In addition, the increase in the loan portfolio partially offset the decrease experienced in the investments category. The rate differential between loans and investments contributed to reduce the effect of a higher cost of interest bearing deposits. The increase in the cost of interest bearing deposits was mainly the result of a higher proportion of internet-based deposits raised through the E-LOAN platform and higher rates for money markets and time deposits. The decrease in the taxable equivalent adjustment for 2007, as compared to 2006, was the result of a lower income tax rate in Puerto Rico in 2007, thus reducing the benefit calculated on exempt assets.
     Average tax-exempt earning assets approximated $7.9 billion in 2008, of which 80% represented tax-exempt investment securities, compared with $8.9 billion and 83% in 2007, and $9.7 billion and 87% in 2006.

22     POPULAR, INC. 2008 ANNUAL REPORT
Table E
Non-Interest Income

	Year ended December 31,
(In thousands)	2008	2007	2006	2005	2004

Service charges on deposit accounts	$206,957	$196,072	$190,079	$181,749	$165,241

Other service fees:
Debit card fees	108,274	76,573	61,643	52,675	51,256
Credit card fees and discounts	107,713	102,176	89,827	82,062	69,702
Processing fees	51,731	47,476	44,050	42,773	40,169
Insurance fees	50,417	53,097	52,045	49,021	36,679
Sale and administration of investment products	34,373	30,453	27,873	28,419	22,386
Mortgage servicing fees, net of amortization and fair value adjustments	25,987	17,981	5,215	4,115	5,848
Trust fees	12,099	11,157	9,316	8,290	8,872
Check cashing fees	512	387	737	17,122	21,680
Other fees	25,057	26,311	27,153	33,857	30,596

Total other service fees	416,163	365,611	317,859	318,334	287,188

Net gain on sale and valuation adjustments of investment securities	69,716	100,869	22,120	66,512	15,254
Trading account profit (loss)	43,645	37,197	36,258	30,051	(159)
Gain on sale of loans and valuation adjustments on loans held-for-sale	6,018	60,046	76,337	37,342	30,097
Other operating income	87,475	113,900	127,856	98,624	87,516

Total non-interest income	$829,974	$873,695	$770,509	$732,612	$585,137

Provision for Loan Losses
The provision for loan losses in the continuing operations totaled $991.4 million, or 165% of net charge-offs, for the year ended December 31, 2008, compared with $341.2 million or 136%, respectively, for 2007, and $187.6 million or 122%, respectively, for 2006.
     The provision for loan losses for the year ended December 31, 2008, when compared with the previous year, reflects higher net charge-offs by $349.3 million mainly in construction loans by $122.0 million, consumer loans by $93.4 million, commercial loans by $92.7 million, and mortgage loans by $37.4 million. During the year ended December 31, 2008, the Corporation recorded $316.5 million in provision for loan losses for loans classified as impaired under SFAS No. 114. Provision and net charge-offs information for prior periods was retrospectively adjusted to exclude discontinued operations from continuing operations for comparative purposes.
     General economic pressures, housing value declines, a slowdown in consumer spending and the turmoil in the global financial markets impacted the Corporation’s commercial and construction loan portfolios, increasing charge-offs, non-performing assets and loans judgmentally classified as impaired. The stress consumers experienced from depreciating home prices, rising unemployment and tighter credit conditions resulted in higher levels of delinquencies and losses in the Corporation’s mortgage and consumer loan portfolios. During 2008, the Corporation increased the allowance for loan losses across all loan portfolios.
     The increase in the provision for loan losses for the year ended December 31, 2007 when compared to the previous year was mainly attributed to higher net charge-offs by $97.3 million mainly in the consumer, commercial and mortgage loan portfolios, which reflect higher delinquencies in the U.S. mainland and Puerto Rico principally due to the downturn in the economy. Also, the increase reflected probable losses inherent in the loan portfolio, as a result of deteriorated economic conditions and market trends primarily in the commercial and consumer loan sectors, which include home equity lines and second lien mortgage loans.

     Refer to the Credit Risk Management and Loan Quality section for a detailed analysis of non-performing assets, allowance for loan losses and selected loan losses statistics. Also, refer to Table G and Note 9 to the consolidated financial statements for the composition of the loan portfolio.
Non-Interest Income
Refer to Table E for a breakdown on non-interest income from continuing operations by major categories for the past five years. Non-interest income accounted for 39% of total revenues in 2008, while it represented 40% of total revenues in the year 2007 and 38% in 2006.
     Non-interest income for the year ended December 31, 2008, compared with the previous year, was mostly impacted by:
•	Lower gain on sales of loans and unfavorable valuation adjustments on loans held-for-sale, which are broken down as follows:

	Year ended December 31,
(In thousands)	2008	2007	$ Variance

Gain on sale of loans	$24,961	$66,058	($41,097)
Lower of cost or fair value value adjustment on loans held-for-sale	(18,943)	(6,012)	(12,931)

Total	$6,018	$60,046	($54,028)

     The decrease in this income statement category for the year ended December 31, 2008, when compared to 2007, was primarily related to E-LOAN, which experienced a reduction of $48.7 million. The reduction in the gain on sales of loans at E-LOAN was associated with lower origination volumes and lower yields due to the weakness in the U.S. mainland mortgage and housing market and to the exiting of the loan origination business at this subsidiary. Early in 2008, E-LOAN had ceased originating home equity lines of credit, closed-end second lien mortgage loans and auto loans. In late 2008, E-LOAN also ceased originating first-lien mortgage loans. The reduction caused by E-LOAN was partially offset by higher gains in the sale of lease financings by the Corporation’s U.S. banking subsidiary of approximately $5.4 million. The increase in lower of cost or fair value adjustments were mostly related to a lease financing portfolio fair valued at $328 million that was reclassified from held-in-portfolio to held-for-sale during December 2008, and which management plans to sell in 2009.
•	Lower net gain on sale and valuation adjustments of investment securities, which consisted of the following:

	Year ended December 31,
(In thousands)	2008	2007	$ Variance

Net gain on sale of investment securities	$78,863	$120,328	($41,465)
Other-than-temporary valuation adjustments on investment securities available-for-sale	(9,147)	(19,459)	10,312

Total	$69,716	$100,869	($31,153)

     The decrease in the net gain on sale of investment securities for the year ended December 31, 2008, compared with the same period in 2007, was mostly related to $118.7 million in realized gains on the sale of the Corporation’s interest in Telecomunicaciones de Puerto Rico, Inc. (“TELPRI”) during the first quarter of 2007. This was partially offset by $49.3 million in realized gains due to the redemption by Visa of shares of common stock held by the Corporation during the first quarter of 2008 and by $28.3 million in capital gains from the sale of $2.4 billion in U.S. agency securities during the second quarter of 2008 as a strategy to reduce the portfolio’s vulnerability to declining interest rates.
     The other-than-temporary valuation adjustments on investment securities available-for-sale recorded during 2008 and 2007 were principally related to equity investments in U.S. financial institutions.
•	There was a decrease in other operating income by $26.4 million mostly associated with the Corporation’s Corporate group which recorded lower revenues from investments accounted under the equity method, as well higher other-than-temporary impairments on certain of these investments. The other-than-temporary impairment amounted to $26.9 million in 2008 and was principally associated with private funds. There were also lower revenues from escrow closing services by E-LOAN due to the exiting of the loan origination business, as well as lower referral income. This was partially offset by higher gains on the sale of real estate properties by $13.7 million mainly in the U.S. banking subsidiary, as well as the gain of $12.8 million recorded in January 2008 related to the sale of BPNA’s retail bank branches located in Texas.
     These unfavorable variances in non-interest income were partially offset by:
•	Higher other service fees by $50.6 million mostly related to higher debit card fees as a result of higher revenues from merchants due to a change in the pricing structure for transactions processed from a fixed charge per transaction

24     POPULAR, INC. 2008 ANNUAL REPORT

Table F
Operating Expenses
Year ended December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004

Salaries	$485,720	$485,178	$458,977	$417,060	$380,216
Pension, profit sharing and other benefits	122,745	135,582	132,998	129,526	125,375

Total personnel costs	608,465	620,760	591,975	546,586	505,591

Net occupancy expenses	120,456	109,344	99,599	96,929	80,073
Equipment expenses	111,478	117,082	120,445	112,167	100,567
Other taxes	52,799	48,489	43,313	37,811	39,021
Professional fees	121,145	119,523	117,502	98,015	77,343
Communications	51,386	58,092	56,932	52,904	51,346
Business promotion	62,731	109,909	118,682	92,173	68,553
Printing and supplies	14,450	15,603	15,040	15,545	15,771
Impairment losses on long-lived assets	13,491	10,478	—	—	—
Other operating expenses:
Credit card processing, volume and interchange expenses	43,326	39,811	30,141	28,113	25,654
Transportation and travel	12,751	14,239	13,600	14,925	11,677
FDIC assessments	15,037	2,858	2,843	3,026	2,747
OREO expenses	12,158	2,905	994	162	(307)
All other*	73,066	54,174	55,144	56,263	42,672
Goodwill and trademark impairment losses	12,480	211,750	—	—	—
Amortization of intangibles	11,509	10,445	12,021	9,549	7,844

Subtotal	728,263	924,702	686,256	617,582	522,961

Total	$1,336,728	$1,545,462	$1,278,231	$1,164,168	$1,028,552

Personnel costs to average assets	1.54%	1.57%	1.49%	1.45%	1.58%
Operating expenses to average assets	3.39	3.92	3.21	3.08	3.21
Employees (full-time equivalent)	10,387	11,374	11,025	11,330	10,557
Average assets per employee (in millions)	$3.80	$3.47	$3.62	$3.33	$3.03

*	Includes insurance expenses and sundry losses, among others.

to a variable rate based on the amount of the transaction, as well as higher surcharging income from the use of Popular’s automated teller machine network. There were also higher mortgage servicing fees due to an increase in the portfolio of serviced loans. Refer to Note 22 to the consolidated financial statements for information on the Corporation’s servicing assets and serviced portfolio.
•	Higher service charges on deposits by $10.9 million primarily in BPPR due to higher account analysis fees in commercial accounts which are impacted by transaction volume, compensating deposit balances and earnings credit given to the customer depending on the interest rates.
     For the year ended December 31, 2007, non-interest income from continuing operations increased by $103.2 million, or 13%, when compared with 2006. There were higher net gains on sale of investment securities mainly as a result of $118.7 million in gains from the sale of the Corporation’s interest in TELPRI during the first quarter of 2007, compared principally to $13.6 million in gains from the sale of marketable equity securities and FNMA securities in 2006. This favorable variance on securities available-for-sale was partially offset by $19.5 million in other-than-temporary impairments in certain equity securities during 2007. Additionally, there were higher other service fees by $47.8 million primarily as a result of higher debit card fees mostly due to the change in the automatic teller machines’ interchange fees from a fixed rate to a variable rate as well as higher transactional volume, and to higher surcharge revenues from non-BPPR users of the ATM terminals. Also included in other service fees were higher credit card fees due to higher merchant fees resulting from higher volume of purchases and late payment fees due to greater volume of credit card accounts billed at a higher average rate pursuant to a change in contract terms. There was also an increase in mortgage servicing fees related to higher servicing fees due to the growth in the portfolio of loans serviced for others and to the adoption of SFAS No. 156, in which the Corporation elected fair value measurement and, as a result, the residential mortgage servicing rights were positively adjusted to fair value. Other operating income for 2007 decreased when compared to 2006 due to lower gains on the sale of real estate properties by $12.2 million mainly in the U.S. banking subsidiary. Also, there were lower gains on sales of loans as a result of lower origination volume at E-LOAN due to market conditions and the lack of liquidity in the private secondary markets and lower gains on sale of Small Business Administration (“SBA”) loans by the Corporation’s U.S. banking subsidiary. This decrease in gains on sale of loans was partially offset by the fact that during 2006, BPPR realized a $20.1 million loss on the bulk sale of mortgage loans, and there were no similar losses during 2007.
Operating Expenses
Refer to Table F for the detail of operating expenses by major categories along with various related ratios for the last five years. Operating expenses from continuing operations totaled $1.3 billion for the year ended December 31, 2008, a decrease of $208.7 million, or 14%, compared with the same period in 2007. The operating expenses for 2007 and 2008 were impacted by numerous restructuring charges and impairment losses. To facilitate the comparative analysis, below are details on the restructuring plans executed by the Corporation during 2008 and 2007 that pertained to the continuing operations. Additional restructuring plans were implemented by the Corporation in those years, but the corresponding disclosures are included in the Discontinued Operations section of this MD&A.

		For the year ended		For the year ended
		December 31, 2008		December 31, 2007
		E-LOAN	E-LOAN	E-LOAN
	BPNA	2008	2007	2007
	Restructuring	Restructuring	Restructuring	Restructuring
(In millions)	Plan	Plan	Plan	Plan

Personnel costs	$5.3	$3.0	($0.3)	$4.6
Net occupancy expenses	8.9	—	0.1	4.2
Equipment expenses	—	—	—	0.4
Professional fees	—	—	—	0.4
Other operating expenses	—	0.1	—	—

Total restructuring charges	$14.2	$3.1	($0.2)	$9.6
Impairment losses on long-lived assets	5.5	8.0	—	10.5
Goodwill and trademark impairment losses	—	10.9	—	211.8

Total	$19.7	$22.0	($0.2)	$231.9

     The accelerated downturn of the U.S. economy requires a leaner, more efficient U.S. business model. As such, the Corporation determined to reduce the size of its banking operations in the U.S. mainland to a level better suited to present economic conditions and focus on core banking activities. On October 17, 2008, the Board of Directors of Popular, Inc. approved two restructuring plans for the BPNA reportable segment. The objective of the restructuring plans is to improve profitability in the short term, increase liquidity and lower credit costs and, over time, achieve a greater integration with corporate functions in Puerto Rico.
BPNA Restructuring Plan
The BPNA Restructuring Plan consists mainly of a number of initiatives grouped into three work streams: (1) branch network actions, (2) balance sheet initiatives, and (3) general expense reductions.
     As part of the branch network actions, management expects that approximately 40 underperforming branches, out of a total of 139, will be sold, closed, or consolidated in 2009. These branches were selected based on the fact that they rank lowest within BPNA’s network in both current profitability and potential for growth. Branch actions are distributed across all regions, including California, New Jersey, New York, Florida, Illinois and Texas. The Corporation will close or consolidate those branches for which it is unable to reach an agreement with a potential buyer. The branches that were identified for divesture held approximately $720 million in deposits at December 31, 2008. BPNA’s deposits totaled $9.7 billion as of such date.
     The balance sheet initiatives aim to significantly downsize or exit asset-generating businesses that are not relationship-based and / or whose profitability is being severely impacted by the current credit and economic conditions. As part of this initiative, the Corporation exited certain businesses including, among the principal ones, those related to the origination of non-conventional mortgages, equipment lease financing, business loans to professionals, multifamily lending, mixed-used commercial loans and credit cards. These business lines held a loan portfolio of approximately $2.1 billion at December 31, 2008. At December 31, 2008, BPNA had already stopped originating loans in these portfolios. The Corporation holds the existing portfolios of the exited businesses in a runoff mode. The existing equipment lease financing portfolio was primarily held-for-sale at December 31, 2008 and a significant portion was sold in February 2009. Also, the BPNA Restructuring Plan contemplated downsizing the following businesses: business banking, SBA lending, and consumer / mortgage lending. These latter efforts were also completed. The downsizing in SBA lending contemplates a

26     POPULAR, INC. 2008 ANNUAL REPORT
migration from a nation-wide and broker-based business model to a significant smaller regional and branch-based model.
     The general expense reduction initiative looks to capture cost savings in the support functions directly related with the reductions in the branch network and lending businesses, as well as identifying additional opportunities to cut discretionary expenses such as professional fees, traveling and others. The BPNA Restructuring Plan also contemplates greater integration with corporate functions in Puerto Rico.
     All restructuring efforts at BPNA are expected to result in approximately $50 million in recurrent annual cost savings. The majority of the savings are related to personnel costs since the restructuring plan incorporates a headcount reduction of approximately 640 full-time equivalent employees (“FTEs”), or 30% of BPNA’s workforce. Management expects the headcount reduction to be achieved by the third quarter of 2009.
     At December 31, 2008, the accrual for restructuring costs associated with the BPNA Restructuring Plan amounted to $10.9 million. During 2008, restructuring charges and impairment losses associated to the BPNA Restructuring Plan amounted to $19.7 million. An additional $12.9 million in associated costs are expected to be incurred in 2009. FTEs at BPNA, excluding E-LOAN, were 1,831 at December 31, 2008, compared to 2,157 at the same date in the previous year.
E-LOAN 2007 and 2008 Restructuring Plan
As indicated in the 2007 Annual Report, in November 2007, the Corporation approved an initial restructuring plan for E-LOAN (the “E-LOAN 2007 Restructuring Plan”). This plan included a substantial reduction of marketing and personnel costs at E-LOAN and changes in E-LOAN’s business model. At that time, the changes included concentrating marketing investment toward the Internet and the origination of first mortgage loans that qualify for sale to government sponsored entities (“GSEs”). Also, as a result of escalating credit costs and lower liquidity in the secondary markets for mortgage related products, in the fourth quarter of 2007, the Corporation determined to hold back the origination by E-LOAN of home equity lines of credit, closed-end second lien mortgage loans and auto loans.
     The Corporation does not expect to incur additional restructuring charges related to the 2007 E-LOAN Restructuring Plan. At December 31, 2008, the accrual for restructuring costs associated with the E-LOAN 2007 Restructuring Plan amounted to $2.2 million. This reserve was related principally to lease terminations.
     These efforts implemented during early 2008 proved not to be sufficient given the unprecendented market conditions and disappointing financial results. As previously explained, the Corporation’s Board of Directors approved in October 2008 a new restructuring plan for E-LOAN (the “E-LOAN 2008 Restructuring Plan”). This plan involved E-LOAN ceasing to operate as a direct lender, an event that occurred in late 2008. E-LOAN will continue to market deposit accounts under its name for the benefit of BPNA and offer loan customers the option of being referred to a trusted consumer lending partner. As part of the 2008 plan, all operational and support functions will be transferred to BPNA and EVERTEC. Total annualized savings are expected to reach $37 million. It is anticipated that the E-LOAN 2008 Restructuring Plan will result in estimated combined charges, including restructuring costs and impairment losses, of approximately $24 million between 2008 and 2009. At December 31, 2008, the accrual for restructuring costs associated with the E-LOAN 2008 Restructuring Plan amounted to $3.0 million.
     At December 31, 2008, E-LOAN’s workforce totaled 270 FTEs, compared to 767 FTEs at December 31, 2007. Management expects the headcount reduction to be completed by the third quarter of 2009.
     Refer to Note 35 to the consolidated financial statements for further information on the results of operations of E-LOAN, which are part of BPNA’s reportable segment. At December 31, 2008, E-LOAN’s assets consisted primarily of a running-off portfolio of loans held-for-investment totaling $801 million with an allowance for loan losses of $76 million. This loan portfolio consisted primarily of $76 million in mortgage loans and $725 million in consumer loans, including approximately $457 million in home equity lines of credit. Also, E-LOAN had $6 million in loans classified as held-for-sale, which consisted primarily of first lien mortgage loans originated during 2008. The ratio of allowance for loan losses to loans for E-LOAN approximated 9.49% at December 31, 2008. The assets of E-LOAN are funded primarily through intercompany long-term borrowings. Deposits originated through E-LOAN’s internet platform for the benefit of BPNA approximated $1.5 billion at December 31, 2008.

Operating expenses, isolating restructuring charges and related impairments
Isolating the impact of these restructuring related costs described above, operating expenses totaled $1.3 billion for the year ended December 31, 2008 and 2007. The increases (decreases) by operating expense category, isolating the restructuring related charges, were as follows:

	Operating Expenses
	2008, excluding	2007, excluding
	charges related to	charges related to
	restructuring	restructuring
(In millions)	plans	plans	Variance

Personnel costs	$600.5	$616.2	($15.7)
Net occupancy expenses	111.5	105.1	6.4
Equipment expenses	111.5	116.7	(5.2)
Other taxes	52.8	48.5	4.3
Professional fees	121.1	119.5	1.6
Communications	51.4	57.7	(6.3)
Business promotion	62.7	109.9	(47.2)
Printing and supplies	14.5	15.6	(1.1)
Other operating expenses	156.2	114.0	42.2
Goodwill and trademark impairment losses	1.6	—	1.6
Amortization of intangibles	11.5	10.4	1.1

Total	$1,295.3	$1,313.6	($18.3)

     The decrease was principally due to lower business promotion expenses and personnel costs, including the impact of the downsizing of E-LOAN’s operations in early 2008 that contributed to a reduction in headcount, and lower compensation tied to financial performance.
     The decrease in personnel costs for 2008, compared to 2007, was principally due to lower headcount, principally at E-LOAN, due to a reduction in FTEs in early 2008 because of the downsizing associated to the E-LOAN 2007 Restructuring Plan. Also, the additional layoffs at E-LOAN and BPNA in the fourth quarter of 2008 contributed to the reduction in personnel costs. Furthermore, given the net loss for the year and not attaining performance measures required under certain employee benefit plans, there was lower compensation tied to financial performance, including incentives and profit sharing during 2008. These reductions were principally offset by lower deferred costs in 2008 given the reduction in loan originations. Also, these reductions were partially offset by the impact of the integration to BPPR of the employees from the retail branches of Citibank — Puerto Rico, an acquisition done in December 2007. Also, there were higher severance payments related to key executive officers and pension costs.
     Excluding PFH, the Corporation’s FTEs were 10,387 as of December 31, 2008, compared with 11,374 at December 31, 2007. The BPNA reportable segment contributed with a decrease of 823 FTEs.
     The decrease in business promotion for 2008, compared to 2007, was principally related to the BPNA reportable segment by $35.1 million, including $31.0 million of E-LOAN principally related to the downsizing of the operations. The BPPR reportable segment contributed with a reduction in business promotion of $10.9 million, which was the result of cost control initiatives.
     The increase in other operating expenses was mainly attributed to higher FDIC insurance assessments mainly in BPPR and BPNA by $12.2 million and higher other real estate expenses by $9.3 million. The latter was mainly due to losses on the sale, or write downs in the collateral value of repossessed real estate properties, as well as higher foreclosure costs in the U.S. mainland operations. Also, the increase in other operating expenses was due to the recording of $15.5 million in reserves for unfunded loan commitments during 2008, primarily related to commercial and consumer lines of credit. In addition, there were higher credit card interchange and processing costs and higher sundry losses.
     For the year ended December 31, 2007, operating expenses from continuing operations increased by $267.2 million, or 21%, compared with the same period in 2006. As indicated earlier, 2007 was impacted by $231.9 million in charges related to the E-LOAN 2007 Restructuring Plan. Isolating the impact of the restructuring related costs, operating expenses totaled $1.3 billion for the year ended December 31, 2007, representing an increase of only $35.4 million, or 3%, when compared to same period in 2006.
     The increases in personnel costs from 2006 to 2007 were principally the result of merit increases across the Corporation’s subsidiaries, increased headcount, higher commissions on certain businesses, medical insurance costs and savings plan expenses, among other factors, coupled with lower cost deferrals due to a lower volume of loan originations. Net occupancy expenses increased mainly as a result of additional leased locations, tax escalations, and new leases on leased back properties in the U.S. banking subsidiary. Other taxes increased as a result of higher municipal license taxes, personal property taxes, examination banking fees and the new sales tax implemented in Puerto Rico during the later part of 2006. There were also increased other operating expenses due to higher credit card processing and interchange costs primarily due to higher credit card processing and interchange expenses. Also, the results for 2007 included the impairment losses related to E-LOAN’s goodwill, trademark and long-lived assets. Partially offsetting these increases were decreases in business promotion as a result of cost control measures on

28     POPULAR, INC. 2008 ANNUAL REPORT
marketing expenditures on the U.S. mainland operations, primarily at E-LOAN, partially offset by higher costs related to the loyalty reward program in the Puerto Rico operations.
Income Taxes
Income tax expense from continuing operations amounted to $461.5 million for the year December 31, 2008, compared with $90.2 million for previous year. During the year ended December 31, 2008, the Corporation recorded a valuation allowance on deferred tax assets of its U.S. mainland operations of $861 million. The recording of this valuation increased income tax expense by $643.0 million on the continuing operations and $209.0 million on the discontinued operations for the year ended December 31, 2008. The income tax impact of the discontinued operations is reflected as part of “Net loss from discontinued operations, net of tax” in the consolidated statement of income as of December 31, 2008. The deferred tax assets and full valuation allowance pertains to the continuing operations for statement of condition purposes.
     The increase in income tax expense for 2008, when compared to 2007, was primarily due to the impact on the recording of the valuation allowance previously indicated, partially offset by pre-tax losses in 2008, when compared to pre-tax earnings in the previous year. The components of the income tax expense for the continuing operations for the year ended December 31, 2008 and 2007 were as follows:

	2008		2007
		% of pre-tax		% of pre-tax
(In thousands)	Amount	loss	Amount	loss

Computed income tax at statutory rates	($85,384)	39%	$114,142	39%
Benefits of net tax exempt interest income	(62,600)	29	(60,304)	(21)
Effect of income subject to preferential tax rate	(17,905)	8	(24,555)	(9)
Non-deductible goodwill impairment	—	—	57,544	20
Difference in tax rates due to multiple jurisdictions	16,398	(8)	10,391	4
Deferred tax valuation allowance	643,011	(294)	—	—
State taxes and others	(31,986)	15	(7,054)	(2)

Income tax expense	$461,534	(211%)	$90,164	31%

     Income tax expense for the continuing operations for the year ended December 31, 2007 was $90.2 million, compared with an income tax expense of $139.7 million for 2006. This variance was primarily due to lower pre-tax earnings, a reduction in the income tax expense in the Puerto Rico operations due to a reduction in the statutory tax rate for Puerto Rico corporations as described in the Net Interest Income section of this MD&A and higher income subject to a preferential tax rate on capital gains in Puerto Rico when compared to 2006. This was partially offset by the fact that goodwill impairment losses taken in 2007 were non-deductible for taxes.
     The Corporation’s net deferred tax assets at December 31, 2008 amounted to $357 million (net of the valuation allowance of $861 million) compared to $520 million at December 31, 2007. Note 28 to the consolidated financial statements provides the composition of the net deferred tax assets as of such dates. All of the net deferred tax assets at December 31, 2008 pertain to the Puerto Rico operations and only carry a valuation allowance of $39 thousand. Of the amount related to the U.S. operations, without considering the valuation allowance, $666 million is attributable to net operating losses of such operations.
     This full valuation allowance in the Corporation’s U.S. operations was recorded in consideration of the requirements of SFAS No.109. Refer to the Critical Accounting Policies / Estimates section of this MD&A for information on the requirements of SFAS No. 109. As previously indicated, the Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2008. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position, along with the evaluation of all sources of taxable income available to realize the deferred tax asset, has caused management to conclude that the Corporation will not be able to fully realize the deferred tax assets in the future, considering solely the criteria of SFAS No. 109.
     At September 30, 2008, the Corporation’s U.S. mainland operations’ deferred tax assets amounted to $683 million with a valuation allowance of $360 million. At that time, the Corporation assessed the realization of the deferred tax assets by weighting all available negative and positive evidence, including future profitability, taxable income on carryback years and tax planning strategies. The Corporation’s U.S. mainland operations were also in a cumulative loss position for the three-year period ended September 30, 2008. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position was considered significant negative evidence and caused management to conclude that at September 30, 2008, the Corporation would not be able to fully realize the deferred tax assets in the future. However, at that time, management also concluded that $322 million of the U.S. deferred tax assets would be realized. In making this analysis, management evaluated the factors that contributed to these losses in order to assess whether these factors were temporary or indicative of a permanent decline in the earnings of the U.S. mainland operations. Based on the analysis performed, management determined that the cumulative loss position was caused primarily by a significant increase in credit losses in two of its main businesses due to the unprecedented current credit market conditions, losses related to the PFH discontinued business, and restructuring charges. In assessing the realization of the deferred tax assets, management considered all four sources of taxable income mentioned in SFAS No. 109 and described in the Critical Accounting Policies / Estimates section of this MD&A, including its forecast of future taxable income, which included assumptions about the unprecedented deterioration in the economy and in credit quality. The forecast included cost reductions initiated in connection with the reorganization of the U.S. mainland operations, future earnings projections for BPNA and two tax-planning strategies. The two strategies considered in management’s analysis at September 30, 2008 included reducing the level of interest expense in the U.S. operations by transferring such debt to the Puerto Rico operations and the transfer of a profitable line of business from the Puerto Rico operations to the U.S. mainland operations. Also, management’s analyses considered the past earnings history of BPNA and the discontinuance of one of the subsidiaries causing significant operating losses. Furthermore, management considered the long carryforward period for use of the net operating losses, which extends up to 20 years. At September 30, 2008, management concluded that it was more likely than not that the Corporation would not be able to fully realize the benefit of these deferred tax assets and thus, a valuation allowance for $360 million was recorded during that period, which was supported by specific computations based on factors such as financial projections and expected benefits derived from tax planning strategies as described above.
     As indicated in the Critical Accounting Policies / Estimates section of this MD&A, the valuation of deferred tax assets requires judgment based on the weight of all available evidence. Certain events transpired in the fourth quarter of 2008 that led management to reassess its expectations of the realization of the deferred tax assets of the U.S. mainland operations and to conclude that a full valuation allowance was necessary. These circumstances included a significant increase in the provision for loan losses for the PNA operations. The provision for loans losses for PNA consolidated amounted to $208.9 million for the fourth quarter of 2008, compared with $133.8 million for the third quarter of 2008. Actual loan net charge-offs were $105.7 million for the fourth quarter of 2008, compared with $70.2 million in the third quarter. This sharp increase has triggered an increase in the estimated provision for loan losses for 2009. Management had also considered during the third quarter further actions expected from the U.S. Government with respect to the acquisition of troubled assets under the TARP, that did not materialize in the fourth quarter of 2008.
      Additional uncertainty in an expected rebound in the economy and banking industry, based on most recent economic outlooks, forced management to place no reliance on forecasted income. A tax strategy considered in the September 30, 2008 analysis included the transfer of borrowings from PNA holding company to the Puerto Rico operations, particularly the parent holding company Popular, Inc. This tax planning strategy continues to be prudent and feasible but its benefit has been reduced after the credit rating agencies downgraded Popular, Inc.’s debt, which was expected to occur since the end of 2008 and was confirmed in January 2009. The rating downgrade would increase the cost of making any debt transfer and, accordingly, reduce the benefit of such action. The other tax strategy was the transfer of a profitable line of business from BPPR to BPNA. Although that strategy is still feasible, given the reduced profitability levels in the BPPR operations, which were reduced in the fourth quarter due to significant increased credit losses, management is less certain as to whether it is prudent to transfer a profitable business to the U.S. operations at this time.
     Management will reassess the realization of the deferred tax assets based on the criteria of SFAS No. 109 each reporting period. To the extent that the financial results of the U.S. operations improve and the deferred tax asset becomes realizable, the Corporation will be able to reduce the valuation allowance through earnings.
     Refer to Note 28 to the consolidated financial statements for additional information on income taxes.
Fourth Quarter Results
The Corporation reported a net loss of $702.9 million for the quarter ended December 31, 2008, compared with a net loss of $294.1 million for the same quarter of 2007. The Corporation’s continuing operations reported a net loss of $627.7 million for the quarter ended December 31, 2008, compared with a net loss of $150.5 million for the same quarter of 2007.
     Net interest income in the continuing operations for the fourth quarter of 2008 was $288.9 million, compared with $337.3 million for the fourth quarter of 2007. The decrease was due to a decline of $1.3 billion in average earning assets, together with a reduction of 39 basis points in the net interest margin. The decline in average earning assets was due mostly to the runoff of investment securities as part of a strategy of delevering the balance sheet. The reduction in the average balance of investment securities was used to repay short-term borrowings, including repurchase agreements and other short-term borrowings. In the loan portfolio, an increase in average commercial loans outstanding was offset in part by declines in mortgage and auto loans. The decline in the net interest yield was driven by a reduction in the yield of earning assets. This was caused primarily by the decline in the yield of commercial loans, which have a significant amount of floating rate loans whose yield decreased as the FED cut the funds rate in 2008. The FED lowered the federal funds target rate between 400 and 425 basis points from December 31, 2007 to December 31, 2008. Also contributing to the reduction in the yield of commercial loans was the substantial increase in non-performing loans as

30  POPULAR, INC. 2008 ANNUAL REPORT
described in the Credit Risk Management and Loan Quality section in this MD&A. The Corporation’s average cost of funds decreased driven by a reduction in the cost of deposits and short-term borrowings. Offsetting partially the decline in the cost of deposits and short-term borrowings was an increase in the cost of long-term borrowings. During 2008, certain medium-term notes, which had been issued in previous years at relatively low rates, matured and some were replaced with more expensive term funds whose cost reflects the current distressed conditions of the credit markets. Also contributing to the reduction in the net interest yield was the net loss for the year, which reduced available funds obtained through capital.
     The provision for loan losses in the continuing operations totaled $388.8 million, or 174% of net charge-offs, for the quarter ended December 31, 2008, compared with $121.7 million or 157%, respectively, for the same quarter in 2007, and $252.2 million, or 148%, respectively, for the quarter ended September 30, 2008. The provision for loan losses for the quarter ended December 31, 2008, when compared with the same quarter in 2007, reflects higher net charge-offs by $146.2 million, mainly in construction loans by $63.0 million, consumer loans by $28.8 million, commercial loans by $37.0 million, and mortgage loans by $15.1 million. Provision and net charge-offs information for prior periods was retrospectively adjusted to exclude discontinued operations for comparative purposes. The higher level of provision for the quarter ended December 31, 2008 was mainly attributable to the continuing deterioration in the commercial and construction loan portfolios due to current economic conditions in Puerto Rico and the U.S. mainland. The allowance for loan losses for commercial and construction credits has increased, particularly the specific reserves for loans considered impaired. Also, deteriorating economic conditions in the U.S. mainland housing market have impacted the delinquency rates of the residential mortgage portfolios. In addition, the Corporation has recorded a higher provision for loan losses in the fourth quarter of 2008 to cover for inherent losses in the mortgage portfolio of the Corporation’s U.S. mainland operations as a result of higher delinquencies and net charge-offs, and consideration of troubled debt restructurings in the mortgage portfolio, principally from the non-conventional business of BPNA. Furthermore, consumer loans net charge-offs rose principally due to higher losses on home equity lines of credit and second lien mortgage loans of the Corporation’s U.S. mainland operations, which are categorized by the Corporation as consumer loans. The deterioration in the delinquency profile and the declines in property values have negatively impacted charge-offs.
     Non-interest income from continuing operations totaled $141.5 million for the quarter ended December 31, 2008, compared with $190.6 million for the same quarter in 2007. The unfavorable variance in non-interest income was principally the result of an increase in lower of cost or fair value adjustments in loans reclassified to held-for-sale, primarily related to a lease portfolio from the U.S. mainland operations, lower gains on the sale of SBA commercial loans due to lower volume sold, and higher impairments on investments accounted under the equity method.
     Operating expenses for the continuing operations totaled $360.2 million for the quarter ended December 31, 2008, a decrease of $211.9 million, or 37%, compared with $572.1 million for the same quarter of 2007. As indicated earlier, E-LOAN and BPNA commenced further restructuring of its operations during the fourth quarter of 2008. For the quarter ended December 31, 2008, operating expenses for the continuing operations included approximately $42.8 million in costs associated with the restructuring plans in place at the subsidiaries, including impairments on E-LOAN’s trademark and other long-lived assets, compared to approximately $231.9 million in 2007, which also included impairment losses associated to E-LOAN’s goodwill. Isolating the impact of these restructuring related costs, operating expenses totaled $317.4 million for the quarter ended December 31, 2008, compared to $340.2 million for the quarter ended December 31, 2007. The decrease was principally due to lower business promotion expenses and personnel costs, including the impact of the downsizing of E-LOAN’s operations in early 2008 as well as lower compensation tied to financial performance.
     Income tax expense from continuing operations amounted to $309.1 million for the quarter ended December 31, 2008, compared with an income tax benefit of $15.4 million for the same quarter of 2007. The variance was primarily due to the establishment of a full valuation allowance on the deferred tax assets of the U.S. mainland operations, as well as the impact of higher operating losses.
Reportable Segment Results
The Corporation’s reportable segments for managerial reporting purposes consist of Banco Popular de Puerto Rico, EVERTEC and Banco Popular North America. These reportable segments pertain only to the continuing operations of Popular, Inc. As previously indicated, the operations of PFH, which were previously considered a reportable segment, were discontinued in the third quarter of 2008. Also, a Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by the Corporate group are not allocated to the reportable segments. For a description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 35 to the consolidated financial statements. Financial information for periods prior to 2008 was restated to conform to the 2008 presentation.
     The Corporate group had a net loss of $435.4 million in 2008, compared with net income of $41.8 million in 2007 and a net loss of $28.4 million in 2006. The Corporate group’s financial results for the year ended December 31, 2008 included an unfavorable impact to income taxes due to an allocation (for segment reporting purposes) of $357.4 million of the $861 million valuation allowance on the deferred tax assets of the U.S. mainland operations to Popular North America (“PNA”), holding company of the U.S. operations. PNA files a consolidated tax return for its operations. The Corporate group recorded non-interest losses amounting to $32.6 million for the year ended December 31, 2008, compared to non-interest income of $118.0 million in the previous year. In 2008, the Corporation’s holding companies within the Corporate group realized other-than-temporary impairment losses on investment securities available-for-sale and investments accounted under the equity method of $36.0 million, which was previously explained in the Non-Interest Income section of this MD&A. In 2007, the Corporate group realized a gain of $118.7 million on the sale of its TELPRI shares in the first quarter of 2007.
      For segment reporting purposes, the impact of recording the valuation allowance on deferred tax assets of the U.S. operations was assigned to each legal entity within PNA (including PNA holding company as an entity) based on each entity’s net deferred tax asset at December 31, 2008, except for PFH. The impact of recording the valuation allowance at PFH was allocated among continuing and discontinued operations. The portion attributed to the continuing operations was based on PFH’s net deferred tax asset balance at January 1, 2008. The valuation allowance on deferred taxes as it relates to the operating losses of PFH for the year 2008 was assigned to the discontinued operations.
    The tax impact in results of operations for PFH attributed to the recording of the valuation allowance assigned to continuing operations was included as part of the Corporate Group for segment reporting purposes since it does not relate to any of the legal entities of the BPNA reportable segment. PFH is no longer considered a reportable segment.
     Highlights on the earnings results for the reportable segments are discussed below.
Banco Popular de Puerto Rico
The Corporation’s banking operations in Puerto Rico were adversely impacted by the prolonged economic recession being experienced by the Puerto Rico economy. The provision for loan losses significantly increased during 2008 as a response to deteriorating credit quality, particularly in the commercial and construction loan portfolios. Delinquencies and losses in consumer portfolios, though higher than the year before, remained substantially in line with management’s expectations. Despite the challenging economic conditions, during 2008, the BPPR reportable segment was able to grow its top line income by over 9%, when compared to the previous year. Despite the impact of the unprecedented market conditions, this reportable segment was able to maintain a healthy net interest margin and increase other service fees and service charges on deposits accounts by 16%. Although operating expenses grew by approximately 6%, the increase was offset by a series of cost control initiatives such as limiting new recruitment to achieve headcount reduction through attrition, lower advertising spending and more disciplined spending on technology projects.
     During the later part of 2008, the Corporation closed Popular Finance, one of its subsidiaries in Puerto Rico, which provided lending in the form of small consumer loans, primarily unsecured loans and mortgage loans to a subprime sector. The continued contraction of this small consumer loan market, the industry’s lack of profitability and the Corporation’s financial results led management to conclude that it was prudent to exit this line of business. The company ceased originating loans but continues to hold a $222 million loan portfolio at December 31, 2008. Popular Finance reported a net loss of $3.4 million in 2008, including the impact of goodwill impairment losses of $1.6 million. An important accomplishment for the BPPR reportable segment during 2008 was the acquisition of the mortgage servicing rights to a $5.1 billion mortgage loan portfolio. The benefits of this acquisition include the opportunity to create cost synergies, service an attractive client base and fortify BPPR’s position in the mortgage industry.
     The Banco Popular de Puerto Rico reportable segment reported net income of $239.1 million in 2008, a decrease of $88.2 million, or 27%, when compared with the previous year, primarily due to the significant increase in the provision for loan losses. Net income for the BPPR reportable segment amounted to $355.9 million for 2006.
     The main factors that contributed to the variance in the financial results for the year ended December 31, 2008, when compared to 2007, included:
•	Higher net interest income by $1.4 million, or less than 1%. The increase in net interest income was primarily due to a change in the mix of earning assets with a greater proportion of loans that had yields higher than those of investment securities which had matured and were not replaced due to deleveraging of the balance sheet. The favorable variance in net interest income was also associated with lower cost of funds in short-term debt, certificates of deposit and non-maturity deposits. This was partially offset by lower interest income derived from loans and investment securities mainly due to lower interest rates in the current

32     POPULAR, INC. 2008 ANNUAL REPORT
environment and an increase in non-accruing loans. The lower market rates had a negative impact in the average yield of commercial and construction loans, as well as on the yield of floating rate collateralized mortgage obligations. Furthermore, the acquisition of brokered certificates of deposit during the latter part of 2007 prevented the Corporation’s cost of funds from fully benefiting from the decreases in market rates. The net interest margin for the BPPR reportable segment was 3.94% for the year ended December 31, 2008, compared with 3.89% for the previous year;
•	Higher provision for loan losses by $275.3 million, or 113%, primarily related to the commercial, construction and consumer loan portfolios. These three portfolios experienced higher net charge-offs in 2008 compared to 2007 by $68.6 million, $65.6 million and $22.5 million, respectively. Also, during 2008, the Corporation increased its specific reserves for loans classified as impaired under SFAS No. 114. At December 31, 2008, there were $639 million of SFAS No. 114 impaired loans in the BPPR reportable segment with a related specific allowance for loan losses of $137 million, compared to $232 million and $46 million, respectively, at December 31, 2007. The ratio of allowance for loan losses to loans held-in-portfolio for the Banco Popular de Puerto Rico reportable segment was 3.44% at December 31, 2008, compared with 2.31% at December 31, 2007. The provision for loan losses represented 148% of net charge-offs for 2008, compared with 127% of net charge-offs for 2007. The net charge-offs to average loans held-in-portfolio for the Banco Popular de Puerto Rico reportable segment was 2.18% for the year ended December 31, 2008, compared with 1.22% in the previous year;

•	Higher non-interest income by $135.1 million, or 28%, mainly due to a favorable variance in the caption of gain on sale of investment securities as a result of the gain on redemption of Visa stock in the first quarter of 2008 amounting to approximately $40.9 million and a gain of $28.3 million on the sale of $2.4 billion in U.S. agency securities during the second quarter of 2008. Another major contributor to this variance were higher other service fees by $52.8 million, principally related to an increase in fee income from debit and credit cards and higher mortgage servicing fees. Also, there were higher service charges on deposit accounts by $11.1 million and higher trading account profit by $6.4 million. The latter was related to higher gains on the sale of mortgage-backed securities;

•	Higher operating expenses by $42.3 million, or 6%, primarily associated with the provision for unused credit line commitments, FDIC insurance premiums, other real estate expenses, credit card interchange expenses, collection services, other professional fees, personnel costs, net occupancy expenses, among others. These expenses were partially offset by lower business promotion expenses; and
•	Lower income taxes by $92.9 million, or 81%, primarily due to lower taxable income, an increase in net exempt interest income due to a lower disallowance of expenses related to exempt income, higher income subject to a preferential tax rate on capital gains, and tax benefits from the purchase of tax credits during 2008.
     The principal factors that contributed to the variance in financial results for the year ended December 31, 2007, when compared 2006, included:
•	Higher net interest income by $42.9 million, or 5%, primarily related to the commercial banking business;

•	Higher provision for loan losses by $102.6 million, or 73%, primarily associated with higher net charge-offs mainly in the consumer and commercial loan portfolios due to higher delinquencies resulting from the slowdown in the economy. The provision for loan losses represented 127% of net charge-offs for 2007, compared with 124% in 2006. The ratio of allowance for loan losses to loans held-in-portfolio for the Banco Popular de Puerto Rico reportable segment was 2.31% at December 31, 2007, compared with 2.09% at December 31, 2006;

•	Higher non-interest income by $53.6 million, or 12%, mainly due to higher other service fees by $42.0 million, primarily in debit and credit card fees and mortgage servicing fees. Also, there was a favorable variance in the caption of gains on sale of loans by $16.4 million because of a $20.1 million loss on the bulk sale of mortgage loans in the third quarter of 2006;

•	Higher operating expenses by $34.1 million, or 5%, primarily associated with higher professional fees, personnel costs, business promotion, other operating taxes and other operating expenses, which include credit card processing and interchange expenses; and

•	Lower income tax expense by $11.7 million, or 9%, primarily due to lower taxable income in 2007 than in the previous year.
EVERTEC
EVERTEC is the Corporation’s reportable segment dedicated to processing and technology outsourcing services, servicing customers in Puerto Rico, the Caribbean, Central America and the U.S. mainland. EVERTEC provides support internally to the Corporation’s subsidiaries, as well as to third parties. EVERTEC’s main clients include financial institutions, businesses and various levels of government. During 2008, EVERTEC continued

initiatives to enhance the competitiveness of the ATH® debit payment method and attracted new clients to its hosting and outsourcing services. EVERTEC’s operations in Latin America showed revenue and net income growth during 2008.
     For the year ended December 31, 2008, net income for the reportable segment of EVERTEC totaled $43.6 million, an increase of $12.3 million, or 40%, compared with $31.3 million for 2007. Net income amounted to $26.0 million for 2006.
     Factors that contributed to the variance in results for 2008, when compared to 2007, included:
•	Higher non-interest income by $21.6 million, or 9%, primarily due to higher transaction processing fees mainly related to the automated teller machine (“ATM”) network and point-of-sale (“POS”) terminals, and higher business process outsourcing. Also, there were higher payment, cash and item processing fees and information technology (“IT”) consulting services, among others. Furthermore, there were gains on sale of securities mostly as a result of a $7.6 million gain on the redemption of Visa stock held by ATH Costa Rica during the first quarter of 2008;

•	Higher operating expenses by $7.5 million, or 4%, primarily due to higher other operating expenses, professional fees, personnel costs, and net occupancy expenses. These variances were offset by lower equipment and communication expenses; and

•	Higher income tax expense by $1.9 million, or 11%, primarily due to higher taxable income.
     Variances by major categories, when comparing the financial results for 2007 versus 2006, included:
•	Lower net interest loss by $1.1 million, or 57%, primarily due to increased revenues from funds invested in securities;

•	Higher non-interest income by $12.4 million, or 5%, mostly as a result of higher electronic transactions processing fees related to point of sale and the automated teller machine network, other item processing fees associated with cash depot services and payment processing, and an increase in IT consulting services, among others;

•	Higher operating expenses by $5.7 million, or 3%, primarily due to higher personnel costs, including the impact of merit increases, higher headcount, commissions and medical costs, among other factors, and professional services primarily in programming services. These variances were partially offset by lower equipment expenses due to lower software package expenses and lower depreciation of electronic equipment; and

•	Higher income tax expense by $2.5 million, or 17%, primarily due to higher taxable income in 2007 compared to the previous year.
Banco Popular North America
As previously indicated, in response to difficult economic conditions and a business structure that was not delivering profitable results or an adequate return on capital, management executed a series of major actions to reduce the size of the BPNA reportable segment to achieve a learner, more efficient business model and to focus on core banking operations. Refer to the Operating Expenses section of this MD&A for a description of the restructuring plans implemented for the BPNA banking operations and E-LOAN during 2008. Both restructuring plans are expected to be completed in 2009. Besides those measures being taken, which were described in the Operating Expenses section, management is currently evaluating additional alternatives to improve the financial performance of the BPNA operations, which may include exiting other business lines in the U.S. operations to focus on core banking activities and selling loan portfolios. Management is also committed to leverage the infrastructure in Puerto Rico to reduce operational costs in the U.S. mainland operations. A new senior management team has been appointed to lead these efforts.
     For the year ended December 31, 2008, the reportable segment of Banco Popular North America, which includes the operations of E-LOAN, had a net loss of $524.8 million, compared to a net loss of $195.4 million for 2007 and a net income of $67.5 million for 2006. E-LOAN’s net loss for the year ended December 31, 2008 amounted to $233.9 million, compared to net losses of $245.7 million in 2007 and $33.0 million in 2006.
     The main factors that contributed to the variance in financial results for 2008 when compared to 2007 for the Banco Popular North America reportable segment included:
•	Lower net interest income by $19.1 million, or 5%. The unfavorable variances were mainly due to lower loan yields, offset in part by a reduction in the cost of interest bearing deposits, mainly time deposits and internet-based deposits gathered through the E-LOAN deposit platform. Furthermore, BPNA incurred a penalty of $6.9 million on the cancellation of FHLB advances in December 2008. The variance due to a lower net interest yield was partially offset by an increase in the average volume of loans, which was funded through borrowings;

•	Higher provision for loan losses by $376.8 million, or 395%, primarily due to higher net charge-offs, specific reserves for commercial, construction and mortgage loans, as well as the impact of the continuing deterioration of the U.S. residential housing market and the economy in general. The ratio of allowance for loan losses to loans held-in-portfolio for the Banco Popular North America reportable segment was 3.42% at December 31, 2008, compared with

34    POPULAR, INC. 2008 ANNUAL REPORT
1.26% at December 31, 2007. The provision for loan losses represented 190% of net charge-offs for 2008, compared with 168% in 2007. The net charge-offs to average loans held-in-portfolio for the Banco Popular North America reportable segment was 2.45% for the year ended December 31, 2008, compared with 0.61% in the previous year;
•	Lower non-interest income by $45.0 million, or 24%, mainly due to lower gains on sale of loans by $62.0 million, as well as lower revenues derived from escrow closing services and referral income, all of which were primarily associated to E-LOAN’s downsizing. This was partially offset by higher gains on the sale of real estate properties by the U.S. banking subsidiary, as well as the gain recorded in early 2008 related to the sale of BPNA’s retail bank branches located in Texas;

•	Lower operating expenses by $255.6 million, or 37%, mainly due to the goodwill impairment losses recorded in 2007 by E-LOAN, as well as a reduction in personnel and business promotion expenses for 2008 due to the downsizing of E-LOAN early that year. Also, refer to the Operating Expenses section of this MD&A for information on BPNA and E-LOAN’s restructuring plans; and

•	Income tax expense of $114.7 million in 2008, compared with income tax benefit of $29.5 million in 2007. This variance was mainly due to the establishment of the valuation allowance on the deferred tax assets of the U.S. mainland continuing operations. The valuation allowance on deferred tax assets corresponding to the BPNA reportable segment amounted to $294.5 million at December 31, 2008.
     The principal factors that contributed to the variance in financial results for the BPNA reportable segment for the year ended December 31, 2007, when compared 2006, included:
•	Lower net interest income by $9.4 million, or less than 3%;

•	Higher provision for loan losses by $49.0 million, or 105%, primarily due to higher net charge-offs in the mortgage and commercial loan portfolios. The provision for loan losses represented 168% of net charge-offs for 2007, compared with 117% of net charge-offs in 2006;

•	Lower non-interest income by $32.6 million, or 15%, mainly due to an unfavorable variance in the caption of gain on sale of loans and valuation adjustments on loans held-for-sale by $25.7 million mostly due to lower loan volume originated and sold by E-LOAN, lower price margins due to market conditions, reduced gains on sale of SBA loans by BPNA due to lower volume, and unfavorable lower of cost or market adjustments on mortgage loans held-for-sale due to less liquidity in the secondary markets. Also contributing to the unfavorable variance in non-interest income for this reportable segment were lower gains on the sale of real estate properties by $10.4 million. These unfavorable variances were partially offset by higher service charges on deposits by $5.3 million;
•	Higher operating expenses by $238.7 million, or 53%, mainly due to the $211.8 million impairment losses related to E-LOAN’s goodwill and trademark. Also included in the increase for 2007 are the $9.6 million of restructuring charges and $10.5 million in impairment losses on long-lived assets as a result of the E-LOAN Restructuring Plan. Other increases in personnel costs, net occupancy and equipment expenses were partially offset by lower business promotion expenses; and

•	Income tax benefit of $29.5 million in 2007, compared to income tax expense of $37.3 million in 2006. The variance is mainly attributed to higher losses in the operations of E-LOAN, as well as lower taxable income at BPNA.
Discontinued Operations
During the third and fourth quarters of 2008, the Corporation executed a series of asset sale transactions and a restructuring plan that led to the discontinuance of the Corporation’s PFH operations (including Popular, FS), which prior to September 30, 2008, was defined as a reportable segment for managerial reporting purposes. The discontinuance included the sale of a substantial portion of PFH’s assets and exiting all business activities conducted at PFH, including loan servicing functions to non-affiliated parties. For financial reporting purposes, the results of the discontinued operations of PFH are presented as “Assets / Liabilities from discontinued operations” in the consolidated statement of condition and “Loss from discontinued operations, net of tax” in the consolidated statement of operations. Prior periods presented in the consolidated statement of operations, as well as certain disclosures included in this MD&A and notes to the financial statements, were retrospectively adjusted to present in a separate line item the results of discontinued operations for comparative purposes. The consolidated statement of condition for periods prior to 2008 does not reflect the reclassification to discontinued operations.
     Total assets from PFH’s discontinued operations amounted to $13 million at December 31, 2008 and are classified as “Assets from discontinued operations” in the consolidated statement of condition. PFH’s assets approximated $3.9 billion at December 31, 2007 and $8.4 billion at December 31, 2006.

     Assets and liabilities of the PFH discontinued operations at December 31, 2008 are detailed in the table below. These assets are mostly held-for-sale.

(In millions)	2008

Loans held-for-sale at lower of cost or fair value	$2.3
Loans measured pursuant to SFAS No. 159	4.9
Other assets	4.2
Other	1.2

Total assets	$12.6

Other liabilities	$24.6

Total liabilities	$24.6

Net liabilities	$12.0

     The Corporation reported a net loss for the discontinued operations of $563.4 million for the year ended December 31, 2008, compared with a net loss of $267.0 million for the previous year. The loss included write-downs of assets held-for-sale to fair value, net losses on the sale of loans, restructuring charges and the recording of a valuation allowance on deferred tax assets of $209.0 million.
     The following table provides financial information for the discontinued operations for the year ended December 31, 2008 and 2007.

(In millions)	2008	2007

Net interest income	$30.8	$143.7
Provision for loan losses	19.0	221.4
Non-interest loss, including fair value adjustments on loans and MSRs	(266.9)	(89.3)
Lower of cost or market adjustments on reclassification of loans to held-for-sale prior to recharacterization	—	(506.2)
Gain upon completion of recharacterization	—	416.1
Operating expenses, including reductions in value of servicing advances and other real estate, and restructuring costs	213.5	159.1
Loss on disposition during the period (1)	(79.9)	—

Pre-tax loss from discontinued operations	($548.5)	($416.2)
Income tax expense (benefit)	14.9	(149.2)

Loss from discontinued operations, net of tax	($563.4)	($267.0)

(1)	Loss on disposition was associated to the sale of manufactured housing loans in September 2008, including lower of cost or market adjustments at reclassification from loans held-in-portfolio to loans held-for-sale, and to the loss on the sale of assets in November 2008.

     In 2007, PFH began downsizing its operations and shutting down certain loan origination channels, which included, among others, the wholesale subprime mortgage origination business, wholesale broker, retail and call center business units. PFH began 2008 with a significantly reduced asset base due to the shutting down of those origination channels and the recharacterization, in December 2007, of certain on-balance sheet securitizations as sales, which involved approximately $3.2 billion in unpaid principal balance (“UPB”) of loans. This recharacterization transaction is discussed in a subdivision included in this section of the MD&A.
     In March 2008, the Corporation sold approximately $1.4 billion of consumer and mortgage loans that were originated through Equity One’s (a subsidiary of PFH) consumer branch network and recognized a gain upon sale of approximately $54.5 million. The loan portfolio buyer retained certain branch locations. Equity One closed all consumer service branches not assumed by the buyer, thus exiting PFH’s consumer finance business in early 2008.
      In September 2008, the Corporation sold PFH’s portfolio of manufactured housing loans with a UPB of approximately $309 million for cash proceeds of $198 million. The Corporation recognized a loss on disposition of $53.5 million.
     During the third quarter of 2008, the Corporation also entered into an agreement to sell substantially all of PFH’s outstanding loan portfolio, residual interests and servicing related assets. This transaction, which consummated in November 2008, involved the sale of approximately $748 million in assets, which for the most part were measured at fair value. The Corporation recognized a loss of approximately $26.4 million in the fourth quarter of 2008 related to this disposition. Proceeds from this sale amounted to $731 million. During the third quarter of 2008, the Corporation recognized fair value adjustments on these assets held-for-sale of approximately $360 million.
     Also, in conjunction with the November 2008 sale, the Corporation sold the implied residual interests associated to certain on-balance sheet securitizations, thus transfering all rights and obligations to the third party with no continuing involvement whatsoever of Popular with the transferred assets. The Corporation reduced the secured debt related to these securitizations of approximately $164 million, as well as the loans that served as collateral for approximately $158 million. The on-balance sheet secured debt as well as the related loans were measured at fair value pursuant to SFAS No. 159.
     As part of the actions to exit PFH’s business, the Corporation executed two restructuring plans during 2008 related to the PFH operations: the “PFH Branch Network Restructuring Plan” and the “PFH Discontinuance Restructuring Plan”. Also, in 2007 the Corporation implemented the “PFH Restructuring and Integration Plan”. The following section provides information on these restructuring plans. The restructuring costs are included in the line item “Loss from discontinued operations, net of tax” in the consolidated statements of operations for 2008 and 2007.
PFH Restructuring and Integration Plan
In January 2007, the Corporation adopted a Restructuring and Integration Plan at PFH, the holding company of Equity One (the “PFH Restructuring and Integration Plan”). This particular plan called for PFH to exit the wholesale subprime mortgage loan

36     POPULAR, INC. 2008 ANNUAL REPORT
origination business early in the first quarter of 2007 and to shut down the wholesale broker, retail and call center business divisions. Also, the plan included consolidating PFH support functions with its sister U.S. banking entity, Banco Popular North America, creating a single integrated North American financial services unit. At that time, Popular decided to continue the operations of Equity One and its subsidiaries (“Equity One”), with over 130 consumer services branches principally dedicated to direct subprime loan origination, consumer finance and mortgage servicing.
     The following table details the expenses recorded by the Corporation that were associated with this particular restructuring plan.

	December 31,
(In millions)	2007		2006

Personnel costs	$7.8	(a)	—
Net occupancy expenses	4.5	(b)	—
Equipment expenses	0.3		—
Professional fees	1.8	(c)	—
Other operating expenses	0.3		—

Total restructuring costs	$14.7		—
Impairment losses on long-lived assets	—		$7.2	(d)
Goodwill impairment losses	—		14.2	(e)

Total	$14.7		$21.4

(a)	Severance, retention bonuses and other benefits

(b)	Lease terminations

(c)	Outplacement and service contract terminations

(d)	Software and leasehold improvements

(e)	Attributable to business exited at PFH

     At December 31, 2007, the accrual for restructuring costs associated with the PFH Restructuring and Integration Plan amounted to $3.2 million. There was no accrual outstanding at December 31, 2008 associated with this plan.
PFH Branch Network Restructuring Plan
Given the disruption in the capital markets since the summer of 2007 and its impact on funding, management of the Corporation concluded during the fourth quarter of 2007 that it was difficult to generate an adequate return on the capital invested at Equity One’s consumer service branches. As indicated earlier, the Corporation closed Equity One’s consumer service branches during the first quarter of 2008 as part of the initiatives to exit the subprime loan origination operations at PFH. Restructuring charges and impairment losses on long-lived assets, which resulted from the PFH Branch Network Restructuring Plan, are detailed in the table below.

	December 31,
(In millions)	2008		2007

Personnel costs	$8.9	(a)	—
Net occupancy expenses	6.7	(b)	—
Equipment expenses	0.7		—
Communications	0.2		—
Other operating expenses	0.9		—

Total restructuring costs	$17.4		—
Impairment losses on long-lived assets	—		$1.9	(c)

	$17.4		$1.9

(a)	Severance, retention bonuses and other benefits

(b)	Lease terminations

(c)	Leasehold improvements, furniture and equipment

     At December 31, 2008, the accrual for restructuring costs associated with the PFH Branch Network Restructuring Plan amounted to $1.9 million. The Corporation does not expect to incur additional restructuring costs related to the PFH Branch Network Restructuring Plan.
     The PFH Branch Network Restructuring Plan charges are included in the line item “Loss from discontinued operations, net of tax” in the consolidated statements of operations for 2008 and 2007.
PFH Discontinuance Restructuring Plan
In August 2008, the Corporation entered into an additional restructuring plan for its PFH operations to eliminate employment positions, terminate contracts and incur other costs associated with the discontinuance of PFH’s operations.

     Restructuring charges and impairment losses on long-lived assets, which resulted from the PFH Discontinuance Restructuring Plan, are detailed in the table below.

	December 31,
(In millions)	2008

Personnel costs	$4.1	(a)

Total restructuring costs	$4.1
Impairment losses on long-lived assets	3.9	(b)

	$8.0

(a)	Severance, retention bonuses and other benefits

(b)	Leasehold improvements, furniture, equipment and prepaid expenses

     At December 31, 2008, the accrual for restructuring costs associated with the PFH Discontinuance Restructuring Plan amounted to $3.4 million.
     Restructuring costs and impairment losses on long-lived assets for both plans described above are included in the line item “Loss from discontinued operations, net of tax” in the consolidated statements of operations for 2008 and 2007.
     Full-time equivalent employees at the PFH discontinued operations decreased from 930 at December 31, 2007 to 200 at December 31, 2008. The employees that remain at PFH are expected to depart by mid-2009 or transferred to other of the Corporation’s U.S. mainland subsidiaries for support functions.
Recharacterization of Certain On-Balance Sheet Securitizations as Sales under FASB Statement No. 140
From 2001 through 2006, the Corporation, particularly PFH or its subsidiary Equity One, conducted 21 mortgage loan securitizations that were sales for legal purposes but did not qualify for sale accounting treatment at the time of inception because the securitization trusts did not meet the criteria for qualifying special purpose entities (“QSPEs”) contained in SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. As a result, the transfers of the mortgage loans pursuant to these securitizations were initially accounted for as secured borrowings with the mortgage loans continuing to be reflected as assets on the Corporation’s consolidated statements of condition with appropriate footnote disclosure indicating that the mortgage loans were, for legal purposes, sold to the securitization trusts.
     As part of the Corporation’s strategy of exiting the subprime business at PFH, on December 19, 2007, PFH and the trustee for each of the related securitization trusts amended the provisions of the related pooling and servicing agreements to delete the discretionary provisions that prevented the transactions from qualifying for sale treatment. These changes in the primary discretionary provisions included:
•	deleting the provision that grants the servicer (PFH) “sole discretion” to have the right to purchase for its own account or for resale from the trust fund any loan which is 91 days or more delinquent;

•	deleting the provision that grants the servicer “sole discretion” to sell loans with respect to which it believes default is imminent;

•	deleting the provision that grants the servicer “sole discretion” to determine whether an immediate sale of a real estate owned (“REO”) property or continued management of such REO property is in the best interest of the certificateholders; and

•	deleting the provision that grants the residual holder (PFH) to direct the trustee to acquire derivatives post closing.
     The Corporation obtained a legal opinion, which among other considerations, indicated that each amendment (a) was authorized or permitted under the pooling and servicing agreement related to such amendment, and (b) will not adversely affect in any material respect the interests of any certificateholders covered by the related pooling and servicing agreement.
     The amendments to the pooling and servicing agreement allowed the Corporation to recognize 16 out of the 21 transactions as sales under SFAS No. 140.
      The net impact of the recharacterization transaction was a pre-tax loss of $90.1 million, which was included in the caption “(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale” in the consolidated statement of operations of the 2007 Annual Report. This amount is included as part of “Net loss from discontinued operations, net of tax” in the 2007 comparative financial information of this 2008 Annual Report. The net loss on the recharacterization included the following:

For the year ended
(In millions)	December 31, 2007

Lower of cost or market adjustment at reclassification from loans held-in- portfolio to loans held-for-sale	($506.2)
Gain upon completion of recharacterization	416.1

Total impact, pre-tax	($90.1)

     The recharacterization involved a series of steps, which included the following:
(i)	reclassifying the loans as held-for-sale with the corresponding lower of cost or market adjustment as of the date of the transfer;

(ii)	removing from the Corporation’s books approximately $2.6 billion in mortgage loans recognized at fair value after reclassification to the held-for-sale category (UPB of $3.2 billion) and $3.1 billion in related liabilities representing secured borrowings;

38     POPULAR, INC. 2008 ANNUAL REPORT
(iii)	recognizing assets referred to as residual interests, which represent the fair value of residual interest certificates that were issued by the securitization trusts and retained by PFH, and

(iv)	recognizing mortgage servicing rights, which represent the fair value of PFH’s right to continue to service the mortgage loans transferred to the securitization trusts.
     At the date of reclassification of the loans as held-for-sale, which was simultaneous with the date in which the pooling and servicing agreements were amended, management assessed the adequacy of the allowance for loan losses related to the loan portfolio at hand, which amounted to $74 million and represented approximately 2.3% of the subprime mortgage loan portfolio. The allowance for loan losses was based on expectations of the inherent losses in the loan portfolio for a 12-month period. Furthermore, management determined the fair value of the loans at the date of reclassification using a new securitization capital structure methodology. Given that historically PFH relied on securitization transactions to dispose of assets originated, management believed that the securitization market was PFH’s principal market for purposes of determining fair value. The classes of securities created under the capital structure were valued based on expected yields required by investors for each bond and residual class created. In order to value each class of securities, the valuation considered estimated credit spreads required by investors to purchase the different classes of bonds created in the securitization and prepayment curves, loss estimates, and loss timing curves to derive bond cash flows.
     The fair value analysis indicated an estimated fair value of the loan portfolio of $2.6 billion which, compared to the carrying value of the loans after considering the allowance for loan losses, resulted in the $506.2 million loss. The significant unfavorable fair value adjustment in the loan portfolio was in part associated to adverse market and liquidity conditions in the subprime market at the time and the weakness in the housing sector. These factors resulted in a higher discount rate; that is, a higher rate of return expected by an investor in a securitization’s market. Market liquidity for subprime assets declined considerably during 2007. During 2007, the subprime sector in general was experiencing (1) deteriorating credit performance trends, (2) continued turmoil with subprime lenders (increases in losses, bankruptcies, downgrades), (3) lower levels of home price appreciation, and (4) a general tightening of credit standards that may had adversely affected the ability of borrowers to refinance their existing mortgages. Given the very uncertain conditions in the subprime market and lack of trading activity, price level indications were reflective of relatively low values with high internal rates of return. The fair value measurement also considers cumulative losses expected throughout the life of the loans, which exceeded the inherent losses in the portfolio considered for the allowance for loan losses determination. Lower levels of home price appreciation, declining demand for housing units leading to rising inventories, housing affordability challenges and general tightening of underwriting standards were expected to lead to higher cumulative credit losses.
     After reclassifying the loans to held-for-sale at fair value, the Corporation proceeded to simultaneously account for the transfers as sales upon recharacterization. The accounting entries at recharacterization entailed the removal from the Corporation’s books of the $2.6 billion in mortgage loans measured at fair value, the $3.1 billion in secured borrowings (which represent the bond certificates due to investors in the securitizations that are collateralized by the mortgage loans), and other assets and liabilities related to the securitization including, for example, accrued interest. Upon sale accounting, the Corporation also recognized residual interests of $38 million and MSRs of $18 million, which represented the Corporation’s retained interests. The residual interests represented the fair value at recharacterization date of residual interest certificates that were issued by the securitization trusts and retained by PFH, and the MSRs represented the fair value of PFH’s right to continue to service the mortgage loans transferred to the securitization trusts.
     At the recharacterization date, the secured borrowings carrying amount was in excess of the mortgage loans de-recognized principally due to the fact that the accounting basis for the secured borrowings was amortized cost and the mortgage loans de-recognized were accounted at the lower of cost or market as described above. This fact and the recognition of the residual interests and MSRs led to the $416.1 million gain upon recharacterization. Under generally accepted accounting principles, the secured borrowings related to the on-balance sheet securitizations were recognized as a liability measured at “amortized cost”. The balance of these “secured borrowings” was reduced monthly only by the amounts remitted by the servicer to the trustee for distribution to the certificateholders. These amounts consisted principally of collections on the securitized mortgage loans, proceeds from the sale of other real estate properties and servicing advances.
     On the closing date for each of the subject securitizations, the Corporation, through its subsidiaries, received cash for the sold loans (legally the securitization qualified as a sale since inception). Upon the recharacterization, the Corporation retained the residual beneficial interests, de-recognized the loans and was not obligated to return to the related trust funds any of the cash proceeds previously received at the related closings. In addition, from an accounting perspective, the recharacterization had the effect of releasing the Corporation from its securitization related liabilities to the related trust funds.
     As indicated earlier, before the recharacterization, the underlying loans and secured borrowings were included as assets

Table G
Loans Ending Balances (including Loans Held-for-Sale)

As of December 31,
						Five-Year
(Dollars in thousands)	2008	2007	2006	2005	2004	C.G.R.

Commercial	$13,687,060	$13,685,791	$13,115,442	$11,921,908	$10,396,732	10.69%
Construction	2,212,813	1,941,372	1,421,395	835,978	501,015	45.83
Lease financing	1,080,810	1,164,439	1,226,490	1,308,091	1,164,606	0.51
Mortgage*	4,639,464	7,434,800	11,695,156	12,872,452	12,641,329	(13.73)
Consumer	4,648,784	5,684,600	5,278,456	4,771,778	4,038,579	7.30

Total	$26,268,931	$29,911,002	$32,736,939	$31,710,207	$28,742,261	3.05%

*	Includes residential construction.

and liabilities of the Corporation. However, the maximum risk to the Corporation was limited to the amount of overcollateralization in each subject transaction (effectively, the value of the residual beneficial interest retained by the Corporation). After a subject transaction’s overcollaterization reduces to zero, the risk of loss on the securitized mortgage loans is entirely borne by the non-residual certificateholders. However, by reflecting the loans as “owned” by the Corporation, investors could have viewed the Corporation’s credit exposure to this portfolio as significantly larger than it actually was. Recharacterization of these transactions as sales eliminated the loans from the Corporation’s books and, therefore, better portrayed the Corporation’s legal rights and obligations in these transactions. Besides the servicing rights and related assets associated with servicing the trust assets, such as servicing and escrow advances, after the recharacterization transaction, the Corporation only retained in its accounting records the residual interests that were accounted at fair value and which represented the maximum risk of loss to the Corporation.
     The removal of the mortgage assets from Popular’s books had a favorable impact on its capital ratios and reduced the amount of subprime mortgages in the Corporation’s books. The loan recharacterization transaction contributed with a reduction in non-performing mortgage loans of approximately $316 million, when compared to December 31, 2006.
     In November 2008, the Corporation sold all residual interests and mortgage servicing rights related to all securitization transactions completed by PFH. Therefore, the Corporation does not retain any interest on the securitization’s trust assets from a legal or accounting standpoint as of December 31, 2008.
Statement of Condition Analysis
Assets
Refer to the consolidated financial statements included in this 2008 Annual Report for the Corporation’s consolidated statements of condition as of December 31, 2008 and 2007. Also, refer to the Statistical Summary 2004-2008 in this MD&A for condensed statements of condition for the past five years. At December 31, 2008, total assets were $38.9 billion, which included $12.6 million from the discontinued operations. Total assets at December 31, 2007 were $44.4 billion. The decline of $5.5 billion, or 12%, was primarily due to the sale during 2008 of substantially all assets of PFH, as described in the Discontinued Operations section in this MD&A, and to a reduction in the volume of investment securities, mainly due to maturities.
Investment securities
The Corporation holds investment securities primarily for liquidity, yield enhancement and interest rate risk management. The portfolio mainly includes very liquid, high quality debt securities. The following table provides a breakdown of the Corporation’s investment securities available-for-sale and held-to-maturity on a combined basis at December 31, 2008 and 2007.

(In millions)	2008	2007

U.S. Treasury securities	$502.1	$471.1
Obligations of U.S. government sponsored entities	4,808.5	5,893.1
Obligations of Puerto Rico, States and political subdivisions	385.7	178.0
Collateralized mortgage obligations	1,656.0	1,396.8
Mortgage-backed securities	848.5	1,010.1
Equity securities	10.1	34.0
Other	8.3	16.5

Total	$8,219.2	$8,999.6

40     POPULAR, INC. 2008 ANNUAL REPORT
     Notes 6 and 7 to the consolidated financial statements provide additional information by contractual maturity categories and gross unrealized gains / losses with respect to the Corporation’s available-for-sale and held-to-maturity investment securities portfolio.
     The vast majority of these investment securities, or approximately 97%, are rated the equivalent of AAA by the major rating agencies. The mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) are investment grade securities, all of which are rated AAA by at least one of the three major rating agencies as of December 31, 2008. All MBS held by the Corporation and approximately 91% of the CMOs held as of December 31, 2008 are guaranteed by government sponsored entities.
     At December 31, 2008, there were investment securities available-for-sale with a market value of $1.4 billion in an unrealized loss position. The unrealized losses on this particular portfolio approximated $88.0 million at December 31, 2008 and corresponded principally to CMOs. Management believes that the unrealized losses in the Corporation’s portfolio of securities available-for-sale at December 31, 2008 were temporary and were substantially related to widening credit spreads and general lack of liquidity in the marketplace.
     The CMOs accounted for approximately $71 million, or 81%, of the total unrealized losses in the portfolio of securities available-for-sale at year-end 2008. Federal agency CMOs and private label CMOs represented 91% and 9%, respectively, of the CMOs portfolio available-for-sale at December 31, 2008.
     The securities that made up the private label component of the CMO portfolio available-for-sale are each rated AAA by either Moody’s and / or Standard & Poor’s rating agencies. None of the securities are on negative watch or outlook or have their ratings changed from their respective issuance dates. Their carrying value at December 31, 2008 was about $149 million, net of unrealized losses of $41 million and are primarily from adjustable rate mortgages with lower coupons. In addition to verifying the credit ratings for the private label CMOs, management analyzed the underlying mortgage loan collateral for these securities. Various statistics or metrics were reviewed for each private label CMO, including among others the weighted average loan-to-value, FICO score, and delinquency and foreclosure rates. All of these CMOs securities were found to be in good credit condition.
     Since no observable credit quality issues were present in the Corporation’s CMOs at December 31, 2008, and management has the intent and ability to hold the CMOs for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments, management considered the unrealized losses to be temporary.
Loan portfolio
A breakdown of the loan portfolio, the principal category of earning assets, is presented in Table G. In general terms, the decline in the Corporation’s loan portfolio was mostly reflected in mortgage and consumer loans, and relates principally to the sale of PFH’s loan portfolio as described in the Discontinued Operations section of this MD&A. Included in Table G are $536 million of loans held-for-sale at December 31, 2008, compared to $1.9 billion at December 31, 2007. The discontinued operations of PFH accounted for $1.4 billion of the loans held-for-sale at December 31, 2007.
     The commercial loan portfolio remained stable at December 31, 2008, when compared to December 31, 2007. The discontinued operations had a commercial loan portfolio of $186 million at December 31, 2007. This portfolio was substantially sold during 2008. Excluding the impact of the commercial loan portfolio of PFH, the continuing operations experienced an increase of $187 million from December 31, 2007, primarily at the U.S. banking operations, principally in commercial loans in the areas of income producing property and mixed use real estate. The commercial loan portfolio did not attain the growth levels experienced in prior years in part due to the impact of tightened underwriting standards, deteriorated general economic conditions which have caused business stagnation and closures, and the impact to the Corporation of the increase in commercial loan net charge-offs of $93 million.
     The growth in the construction loan portfolio from December 31, 2007 to the same date in 2008 of 14% corresponded principally to the BPPR reportable segment and was mainly on loans to builders and developers of multi-unit construction projects serving both the residential and business sectors. The increase in the construction loan portfolio was offset by an increase in construction loan net charge-offs of $122 million.
     The decrease in the lease financing portfolio of 7% from the end of 2007 to 2008 was principally related to the BPPR reportable segment, which experienced a decline in the portfolio of approximately $100 million. This decline was primarily due to the recessionary economy which has led to lower origination volume. The lease financing portfolio of the BPNA reportable segment remained relatively stable. As of December 31, 2008, the BPNA reportable segment included $328 million in lease financing held-for-sale, compared to $67 million at the same date in the previous year.
     The main factor contributing to the decrease of $2.8 billion in mortgage loans from December 31, 2007 to December 31, 2008 was due to the loan sales by PFH during 2008. The discontinued operations of PFH had a mortgage loan portfolio of $2.4 billion at December 31, 2007. The decline from December 31, 2007 was also related to the banking operations of BPPR, which completed

Table H
Deposits Ending Balances

	As of December 31,
						Five-Year
(Dollars in thousands)	2008	2007	2006	2005	2004	C.G.R.

Demand deposits*	$4,849,387	$5,115,875	$4,910,848	$4,415,972	$4,173,268	5.41%
Savings, NOW and money market deposits	9,554,866	9,804,605	9,200,732	8,800,047	8,865,831	4.04
Time deposits	13,145,952	13,413,998	10,326,751	9,421,986	7,554,061	15.01

Total	$27,550,205	$28,334,478	$24,438,331	$22,638,005	$20,593,160	8.77%

*	Includes interest and non-interest bearing demand deposits.

a residential mortgage loans securitization into FNMA mortgage-backed securities of approximately $307 million unpaid principal balance of mortgage loans during 2008. Most of these mortgage-backed securities were sold in the secondary markets during the second quarter of 2008. The sale proceeds were reinvested in U.S. agency securities. The objective of the sale was to reduce the Corporation’s level of mortgage loans retained in portfolio and enhance its return on risk-weighted capital.
     The decrease in consumer loans from December 31, 2007 to December 31, 2008 of approximately $1.0 billion was mainly due to sales during 2008 of the consumer loan portfolio of PFH, particularly personal loans. These operations had a consumer loan portfolio of $678 million at the end of 2007. The decline from December 31, 2007 to the same date in 2008 was also related to sales of auto loans by E-LOAN during 2008, and reductions in the consumer loan portfolio of BPNA’s banking operations, primarily due to the runoff mode of its auto loan portfolios without any concentrated lending efforts in these products. The U.S. operations ceased originating auto loans as part of the E-LOAN 2007 Restructuring Plan. Furthermore, there was lower volume of personal and auto loans in the Banco Popular de Puerto Rico reportable segment due to current economic conditions. Auto loan originations have reduced, but the Puerto Rico operations have maintained their market share, ranking first in the Island.
     A breakdown of the Corporation’s consumer loan portfolio at December 31, 2008 and 2007 follows:

(In thousands)	2008 (1)	2007	Change	% Change

Personal	$1,911,958	$2,525,458	($613,500)	(24%)
Credit cards	1,148,631	1,128,137	20,494	2
Auto	766,999	1,040,661	(273,662)	(26)
Home equity lines of credit	572,917	751,299	(178,382)	(24)
Other	248,279	239,045	9,234	4

Total	$4,648,784	$5,684,600	($1,035,816)	(18%)

(1)	Consumer loans from discontinued operations at December 31, 2008 are presented as part of “Assets from discontinued operations” in the consolidated statement of condition. Refer to Note 2 to the consolidated financial statements for further information on the discontinued operations.

     The home equity lines of credit at December 31, 2008 pertain principally to E-LOAN with a portfolio of approximately $457 million and BPNA banking operations with a home equity lines of credit portfolio of close to $79 million. These loans are classified as held-in-portfolio, thus are not measured at fair value or lower of cost or fair value at December 31, 2008. The “other” category in consumer loans includes marine loans and revolving lines of credit.
Servicing assets
Servicing assets totaled $180 million at December 31, 2008, compared to $197 million at December 31, 2007. The Corporation accounts for mortgage servicing rights at fair value, and represented 98% of the total servicing assets at the end of 2008. The remainder of the servicing rights is related to SBA loans.
     The PFH discontinued operations had $81 million in mortgage servicing rights at December 31, 2007, all of which were sold during 2008. The decline in servicing rights caused by the PFH sale was offset in part by increases in the BPPR reportable segment. This reportable segment originates servicing rights principally as part of the pooling of mortgage loans into agency securities and, from time to time, purchases the right to service other mortgage portfolios. During 2008, the Corporation acquired the servicing rights to a $5.1 billion mortgage loan portfolio owned by Freddie Mac and GNMA, and previously serviced by R&G Mortgage Corporation. Refer to Note 22 to the consolidated financial statements for detailed information related to the Corporation’s servicing assets.

42     POPULAR, INC. 2008 ANNUAL REPORT
Other assets
The following table provides a breakdown of the principal categories that comprise the caption of “Other assets” in the consolidated statements of condition at December 31, 2008 and 2007.

(In thousands)	2008 (1)	2007	Change

Net deferred tax assets (net of valuation allowance)	$357,507	$525,369	($167,862)
Bank-owned life insurance program	224,634	215,171	9,463
Prepaid expenses	136,236	188,237	(52,001)
Derivative assets	109,656	76,958	32,698
Investments under the equity method	92,412	89,870	2,542
Trade receivables from brokers and counterparties	1,686	1,160	526
Securitization advances and related assets	—	168,599	(168,599)
Others	193,466	191,630	1,836

Total	$1,115,597	$1,456,994	($341,397)

(1)	Other assets from discontinued operations at December 31, 2008 are presented as part of “Assets from discontinued operations” in the consolidated statement of condition. Refer to Note 2 to the consolidated financial statements for further information on the discontinued operations.

     Explanations for the principal variances from December 31, 2007 to December 31, 2008 include:
•	A decrease in net deferred tax assets, which was impacted by the establishment of a full valuation allowance on the deferred tax assets of the U.S mainland operations. At December 31, 2007, the U.S. operations had net deferred tax assets of $289 million.

•	A decrease in securitization advances and related assets, which was due to the sale of these assets by PFH in the fourth quarter of 2008.
Goodwill and other intangibles
Goodwill and other intangible assets totaled $659 million at December 31, 2008, a decrease of $41 million, compared to December 31, 2007. The decrease was principally associated with purchase accounting adjustments related to the Citibank’s retail branches acquisition completed in December 2007, and impairment losses on E-LOAN’s trademark of $10.9 million in the fourth quarter of 2008. Refer to Note 12 to the consolidated financial statements for further information on goodwill and the composition of other intangible assets.
Deposits, Borrowings and Other Liabilities
The composition of the Corporation’s financing to total assets at December 31, 2008 and 2007 was as follows:

			% increase (decrease)	% of total assets
(Dollars in millions)	2008	2007	from 2007 to 2008	2008	2007

Non-interest bearing deposits	$4,294	$4,511	(4.8%)	11.1%	10.2%
Interest bearing core deposits	15,647	15,553	0.6	40.2	35.0
Other interest bearing deposits	7,609	8,271	(8.0)	19.6	18.6
Federal funds and repurchase agreements	3,552	5,437	(34.7)	9.1	12.2
Other short-term borrowings	5	1,502	(99.7)	—	3.4
Notes payable	3,387	4,621	(26.7)	8.7	10.4
Others	1,121	934	20.0	2.9	2.1
Stockholders’ equity	3,268	3,582	(8.8)	8.4	8.1

Deposits
The Corporation’s deposits by categories for 2008 and previous years are presented in Table H. Total deposits amounted to $27.6 billion at December 31, 2008, a decrease of $784 million, or 3%, from the end of 2007. Brokered deposits totaled $3.1 billion at December 31, 2008 and 2007. The Corporation has maintained the level of brokered deposits to increase its level of on-hand liquidity.
Borrowings
At December 31, 2008, borrowed funds amounted to $6.9 billion, compared to $11.6 billion at December 31, 2007. Refer to Notes 14, 15 and 16 to the consolidated financial statements for detailed information on the Corporation’s borrowings as of such dates. Also, refer to the Liquidity Risk section in this MD&A for additional information on the Corporation’s funding sources at December 31, 2008.
     The decline in borrowings from December 31, 2007 to December 31, 2008 was principally impacted by the reduction in financing requirements due to the sale of the PFH assets during 2008. Also, the decrease was influenced by a general reduction in asset size given the maturities of investment securities, which proceeds were not reinvested in securities, and other sales of loan portfolios, such as the sales of auto loans by E-LOAN during 2008.
     During 2008, the Corporation placed less reliance on short-term borrowings, which declined from $1.5 billion at December 31, 2007 to $5 million at December 31, 2008. The reduction included less reliance on advances with the Federal Home Loan Banks and on advances under credit facilities with other financial institutions. There were also lower balances of repurchase agreements, which amounted to $3.4 billion at December 31,

Table I
Capital Adequacy Data

	As of December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004

Risk-based capital:
Tier I capital	$3,272,375	$3,361,132	$3,727,860	$3,540,270	$3,316,009
Supplementary (Tier II) capital	384,975	417,132	441,591	403,355	389,638

Total capital	$3,657,350	$3,778,264	$4,169,451	$3,943,625	$3,705,647

Risk-weighted assets:
Balance sheet items	$26,838,542	$30,294,418	$32,519,457	$29,557,342	$26,561,212
Off-balance sheet items	3,431,217	2,915,345	2,623,264	2,141,922	1,495,948

Total risk-weighted assets	$30,269,759	$33,209,763	$35,142,721	$31,699,264	$28,057,160

Ratios:
Tier I capital (minimum required — 4.00%)	10.81%	10.12%	10.61%	11.17%	11.82%
Total capital (minimum required — 8.00%)	12.08	11.38	11.86	12.44	13.21
Leverage ratio*	8.46	7.33	8.05	7.47	7.78
Equity to assets	8.21	8.20	7.75	7.06	7.28
Tangible equity to assets	6.64	6.64	6.25	5.86	6.59
Equity to loans	12.14	11.79	11.66	11.01	11.55
Internal capital generation rate	(42.11)	(6.61)	4.48	10.93	10.82

*	All banks are required to have a minimum Tier I leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

2008, compared with $5.1 billion at December 31, 2007. This decline was due in part to lower volume of investment securities available as collateral due to the Corporation’s deleverage strategy. Notes payable also declined from $4.6 billion at December 31, 2007 to $3.4 billion at December 31, 2008. The decline was principally in medium-term notes, despite an issuance of $350 million of notes in private offerings to certain institutional investors during 2008.
     Other liabilities amounted to $1.1 billion at December 31, 2008, compared with $934 million at December 31, 2007, an increase of $162 million, or 17%. The increase in other liabilities was principally due to an increase in the liability for pension and restoration benefit plans of $200 million, which was primarily the result of a decline in the fair value of the plan assets due to the volatility in fair values in the current distressed market. Refer to Note 25 to the consolidated financial statements for information on the pension and restoration benefit plans, as well as the Critical Accounting Policies / Estimates section of this MD&A.
Stockholders’ Equity
Stockholders’ equity totaled $3.3 billion at December 31, 2008, compared with $3.6 billion at December 31, 2007. Refer to the consolidated statements of condition and of stockholders’ equity included in this Form 10-K for information on the composition of stockholders’ equity at December 31, 2008 and 2007. Also, the disclosures of accumulated other comprehensive loss, an integral component of stockholders’ equity, are included in the consolidated statements of comprehensive (loss) income.
     Stockholders’ equity decreased $314 million from the end of 2007 to December 31, 2008 as a result of the reduction in retained earnings due to the net loss of $1.2 billion recorded for the year ended December 31, 2008, dividends paid during the year and the $262 million negative after-tax adjustment to beginning retained earnings due to the transitional adjustment for electing the fair value option. These unfavorable variances were partially offset by the $400 million preferred stock offering in May 2008 and the $935 million of proceeds from the issuance of preferred stock under the TARP in December 2008. Accumulated other comprehensive loss reflected the impact of the increase in the underfunding of the pension and postretirement benefit plans and higher unrealized gains on securities available-for-sale.
     In May 2008, the Corporation issued $400 million of its 8.25% Non-cumulative Monthly Income Preferred Stock, 2008 Series B. These shares of preferred stock are perpetual, nonconvertible and are redeemable, in whole or in part, solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on May 28, 2013. The redemption price per share is $25.50 from May 28, 2013 through May 28, 2014, $25.25 from May 28, 2014 through May 28, 2015 and $25.00 from May 28, 2015 and thereafter. The Series B Preferred Stock was issued on May 28, 2008 at a purchase price of $25.00 per share.

44     POPULAR, INC. 2008 ANNUAL REPORT
Table J
Common Stock Performance

					Cash Dividends	Book Value	Dividend		Price/	Market/
	Market Price				Declared	Per	Payout	Dividend	Earnings	Book
	High		Low		Per Share	Share	Ratio	Yield *	Ratio	Ratio

2008						$6.33	N.M.	6.17%	N.M.	81.52%
4th quarter	$8	3/[5]	$5		$0.08
3rd quarter	11	1/[6]	5	1/[8]	0.08
2nd quarter	13		6	3/[5]	0.16
1st quarter	14		9		0.16

2007						12.12	N.M.	4.38	(39.26x )	87.46
4th quarter	$12	1/[2]	$8	2/[3]	$0.16
3rd quarter	16	1/[6]	11	3/[8]	0.16
2nd quarter	17	1/[2]	15	5/[6]	0.16
1st quarter	19		15	5/[6]	0.16

2006						12.32	51.02%	3.26	14.48	145.70
4th quarter	$19	2/[3]	$17	2/[9]	$0.16
3rd quarter	20	1/[8]	17	2/[5]	0.16
2nd quarter	22		18	1/[2]	0.16
1st quarter	21	1/[5]	19	1/[2]	0.16

2005						11.82	32.31	2.60	10.68	178.93
4th quarter	$24		$20	1/[9]	$0.16
3rd quarter	27	1/[2]	24	2/[9]	0.16
2nd quarter	25	2/[3]	23		0.16
1st quarter	28		23	4/[5]	0.16

2004						10.95	32.85	2.50	16.11	263.29
4th quarter	$28	7/[8]	$24	1/[2]	$0.16
3rd quarter	26	1/[3]	21	1/[2]	0.16
2nd quarter**	22		20		0.16
1st quarter**	24		21	1/[2]	0.14

*	Based on the average high and low market price for the four quarters.

**	Per share data for these periods have been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004. N.M. refers to not meaningful value.

     On December 5, 2008, in connection with the TARP Capital Purchase Program, the Corporation issued and sold to the U.S. Treasury 935,000 shares of Popular, Inc.’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C. The Preferred Stock Series C has a liquidation preference of $1,000 per share, and a warrant to purchase 20,932,836 shares of Popular’s common stock at an exercise price of $6.70 per share. Proceeds from the issuance amounted to $935 million. The allocated carrying values of the Series C Preferred Stock and the warrant on the date of issuance (based on the relative fair values) were $896 million and $39 million, respectively.
     The shares of Series C Preferred Stock qualify as Tier 1 regulatory capital and pay cumulative dividends quarterly at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series C Preferred Stock will accrete to the redemption price of $935 million over five years. The Series C Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the preferred shares. The Series C Preferred Stock may be redeemed by Popular at par after December 5, 2011. Prior to that date, the preferred shares may only be redeemed by Popular at par in an amount up to the cash proceeds received by Popular (minimum $233.75 million)

from qualifying equity offerings of any Tier 1 perpetual preferred or common stock. Any redemption is subject to the consent of the Board of Governors of the Federal Reserve System. Until December 5, 2011, or such earlier time as all preferred shares have been redeemed or transferred by Treasury, Popular will not, without Treasury’s consent, be able to increase its dividend rate per share of common stock or repurchase its common stock. The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C Preferred Stock will have no right to require redemption or repurchase of any shares of Series C Preferred Stock. The warrant is immediately exercisable and has a 10-year term. The Corporation’s common stock ranks junior to Series C Preferred Stock as to dividend rights and / or as to rights on liquidation, dissolution or winding up of the Corporation. Refer to Note 20 to the consolidated financial statements for further information with respect to the Series C preferred shares.
     The Corporation offers a dividend reinvestment and stock purchase plan for its stockholders that allows them to reinvest their quarterly dividends in shares of common stock at a 5% discount from the average market price at the time of the issuance, as well as purchase shares of common stock directly from the Corporation by making optional cash payments at prevailing market prices. No shares will be sold directly by the Corporation to participants in the dividend reinvestment and stock purchase plan at less than $6 per share, the par value of the Corporation’s common stock. During 2008, $17.7 million in additional capital was issued under the plan, compared to $20.2 million in 2007.
     The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations. At December 31, 2008 and 2007, BPPR and BPNA were all well-capitalized. Table I presents the Corporation’s capital adequacy information for the years 2004 to 2008. Note 21 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements.
     Included within surplus in stockholders’ equity at December 31, 2008 was $392 million corresponding to a statutory reserve fund applicable exclusively to Puerto Rico banking institutions. This statutory reserve fund totaled $374 million at December 31, 2007. The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. During 2008, $18 million was transferred to the statutory reserve. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico’s Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. At December 31, 2008 and 2007, BPPR was in compliance with the statutory reserve requirement. The more relevant capital requirements applicable to the Corporation are the federal banking agencies’ capital requirements included in Table I.
     The average tangible equity amounted to $2.7 billion for the period ended December 31, 2008, compared to $3.1 billion at December 31, 2007. Total tangible equity was $2.6 billion at December 31, 2008, compared to $2.9 billion at December 31, 2007. The average tangible equity to average tangible assets ratio was 6.64% at December 31, 2008 and December 31, 2007. Tangible equity consists of total stockholders’ equity less goodwill and other intangibles.
Risk Management
Managing risk is an essential component of the Corporation’s business. The Corporation’s primary risk exposures are market, liquidity, credit and operational risks, all of which are discussed in the following sections. Risk identification and monitoring are key elements in overall risk management.
     The Corporation’s Board of Directors (the “Board”) has established a Risk Management Committee (“RMC”) to undertake the responsibilities of overseeing and approving the Corporation’s Risk Management Program. The RMC, management structure and established management committees jointly delineate the management of risks.
     The RMC will, as an oversight body, monitor and evaluate policies and procedures to identify, measure, monitor and control risks while maintaining the effectiveness and efficiency of the business and operational processes. As an approval body, the RMC reviews and approves or disapproves the Corporation’s risk management policies and risk management systems. It also reports periodically to the Board about its activities.
     The Board and RMC have delegated to the Corporation’s management the implementation of the risk management processes. This implementation is split into three separate but coordinated efforts that include business and / or operational units, a Corporate Risk Management Group (“CRMG”) and risk managers at the reportable segments. Moreover, management oversight of the Corporation’s risk-taking and risk management activities is conducted through management committees, some of which are as follows:
•	CRESCO (Credit Risk Management Committee) — manages the Corporation’s overall credit exposure and approves credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through this committee, management reviews asset quality ratios, trends and forecasts, problem loans, establishes the provision for loan losses and assesses the methodology

46     POPULAR, INC. 2008 ANNUAL REPORT
Table K
Interest Rate Sensitivity

	As of December 31, 2008
	By Repricing Dates
			After	After	After
		Within	three months	six months	nine months		Non-interest
	0-30	31-90	but within	but within	but within	After one	bearing
(Dollars in thousands)	days	days	six months	nine months	one year	year	funds	Total

Assets:
Money market investments	$763,809	$30,346	$200	$199		$100		$794,654
Investment and trading securities	1,271,221	178,259	128,646	301,626	$100,213	7,102,839		9,082,804
Loans	10,525,656	1,152,218	1,047,830	915,859	882,949	11,751,592		26,276,104
Other assets							$2,729,207	2,729,207

Total	12,560,686	1,360,823	1,176,676	1,217,684	983,162	18,854,531	2,729,207	38,882,769

Liabilities and stockholders’ equity:
Savings, NOW, money market and other interest bearing demand accounts	2,051,950	35	28,454		110	8,030,152		10,110,701
Other time deposits	1,635,902	2,020,242	3,083,801	1,916,237	1,177,544	3,312,225		13,145,951
Federal funds purchased and assets sold under agreements to repurchase	1,876,730	327,015	62,000			1,285,863		3,551,608
Other short-term borrowings	2,711	1,400	823					4,934
Notes payable	215,244	251,609	608,926	813	819	2,309,352		3,386,763
Non-interest bearing deposits							4,293,553	4,293,553
Other non-interest bearing liabilities and minority interest							1,120,895	1,120,895
Stockholders’ equity							3,268,364	3,268,364

Total	$5,782,537	$2,600,301	$3,784,004	$1,917,050	$1,178,473	$14,937,592	$8,682,812	$38,882,769

Interest rate swaps	200,000		(200,000)
Interest rate sensitive gap	6,978,149	(1,239,478)	(2,807,328)	(699,366)	(195,311)	3,916,939	(5,953,605)
Cumulative interest rate sensitive gap	6,978,149	5,738,671	2,931,343	2,231,977	2,036,666	5,953,605
Cumulative interest rate sensitive gap to earning assets	19.30%	15.87%	8.11%	6.17%	5.63%	16.47%

*	This table includes information from the discontinued operations.

and adequacy of the allowance for loan losses on a monthly basis.

•	ALCO (Asset / Liability Management Committee) — oversees and approves the policies and processes designed to ensure prudent market risk and balance sheet management including interest rate, liquidity, investment and trading policies.

•	ORCO (Operational Risk Committee) — monitors operational risk management activities to ensure the development and consistent application of operational risk policies, processes and procedures that measure, limit and manage the Corporation’s operational risks while maintaining the effectiveness and efficiency of the operating and businesses processes. It also reviews and approves operational risk tolerance levels and positions across the Corporation.
Market Risk
Market risk represents the risk of loss due to adverse movements in market rates or prices, which include interest rates, foreign exchange rates and equity prices; the failure to meet financial obligations coming due because of the inability to liquidate assets or obtain adequate funding; and the inability to easily unwind or offset specific exposures without significantly lowering prices because of inadequate market depth or market disruptions.
     The ALCO and the Corporate Finance Group are responsible for planning and executing the Corporation’s market, interest rate risk, funding activities and strategy, and for implementing the policies and procedures approved by the RMC.
     The financial results and capital levels of Popular, Inc. are constantly exposed to market risk.
     Current levels of market volatility are unprecedented. The capital and credit markets have been experiencing volatility and disruption for more than 12 months. The markets have produced downward pressure on stock prices and credit availability for certain issuers, often without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that the Corporation will not experience an adverse effect, which may be material, on its ability to access capital and on its business, financial condition and results of operations. The programs announced in the fourth quarter of 2008 by the federal government should help ensure that the Corporation obtain access to capital markets liquidity, if needed. The FDIC TLGP program permits the Corporation to issue senior debt with an FDIC guarantee.
     Significant declines in the housing market, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks, and also in sales of those assets at significantly discounted prices. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with more strongly capitalized institutions and, in some cases, to fail. Concerned about the general stability of the financial markets and the strength of counterparties, many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers including other financial institutions. The resulting lack of available credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity could also materially and adversely affect the Corporation’s ability to raise capital or longer-term financing.
     Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. The Corporation has exposure to many different industries and counterparties, and management routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, and other institutional clients. Many of these transactions expose the Corporation to credit risk in the event of default of the Corporation’s counterparty or client. In addition, the Corporation’s credit risk may be exacerbated when the collateral held by it cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure. There is no assurance that any such losses would not materially and adversely affect the Corporation’s results of operations.
     Despite the varied nature of market risks, the primary source of this risk to the Corporation is the impact of changes in interest rates on net interest income. Net interest income is the difference between the revenue generated on earning assets and the interest cost of funding those assets. Depending on the duration and repricing characteristics of the assets, liabilities and off-balance sheet items, changes in interest rates could either increase or decrease the level of net interest income. For any given period, the pricing structure of the assets and liabilities is matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest earning assets and interest bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity, which means that an increase in interest rates could have a positive effect on net interest income, while a decrease in interest rates could have a negative effect on net interest income. At December 31, 2008, the Corporation had a positive gap position as shown on Table K of this MD&A.
     The Board of Governors of the Federal Reserve, which influences interest rates, lowered interbank borrowing rates during the year ended December 31, 2008 between 400 and 425 basis points. The Board of Governors of the Federal Reserve has also expressed concerns about a variety of economic conditions. Many of the Corporation’s commercial loans are variable-rate and, accordingly, rate decreases may result in lower interest income to Popular in the near term; however, depositors will continue to expect reasonable rates of interest on their accounts, potentially compressing net interest margins further. The future outlook on interest rates and their impact on Popular’s interest income, interest expense and net interest income is uncertain.
     Because of the current economic and market crisis, the governments of major world economic powers, including the United States, have taken extraordinary steps to stabilize the financial system. For example, the U.S. Government has passed the EESA, which provides the U.S. Treasury Department the ability to purchase or insure troubled assets held by financial institutions. In addition, the Treasury Department has the ability to purchase equity stakes in financial institutions. Other extraordinary measures taken by U.S. governmental agencies include increasing deposit insurance limits, providing financing to money market mutual funds, and purchasing commercial paper. It is not clear at this time what impacts these measures, as well as other extraordinary measures previously announced or that will be announced in the future, will have on the Corporation or the financial markets as a whole. Management will continue to monitor the effects of these programs as they relate to the Corporation and its future operations. Refer to the Overview of this MD&A for additional information on the regulatory initiatives and the impact to Popular as of the end of 2008.
Interest Rate Risk
Interest rate risk (“IRR”), a component of market risk, is the exposure to adverse changes in net interest income due to changes in interest rates. Management considers IRR a predominant market risk in terms of its potential impact on profitability or market value.

48     POPULAR, INC. 2008 ANNUAL REPORT
Table L

Maturity Distribution of Earning Assets

	As of December 31, 2008
	Maturities
		After one year
		through five years		After five years
		Fixed	Variable	Fixed	Variable
	One year	interest	interest	interest	interest
(In thousands)	or less	rates	rates	rates	rates	Total

Money market securities	$794,554	$100	—	—	—	$794,654
Investment and trading securities	758,556	5,257,639	$213,224	$1,943,736	$681,831	8,854,986
Loans:
Commercial	5,051,467	2,438,344	2,586,886	1,288,481	2,321,881	13,687,059
Construction	1,715,013	40,092	433,017	5,981	18,710	2,212,813
Lease financing	618,139	460,340	—	2,331	—	1,080,810
Consumer	2,153,422	1,533,034	419,408	162,539	380,381	4,648,784
Mortgage	880,873	1,288,972	420,000	1,500,690	548,930	4,639,465

Total	$11,972,024	$11,018,521	$4,072,535	$4,903,758	$3,951,733	$35,918,571

Notes:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation, are not included in this table.

Loans held-for-sale have been allocated according to the expected sale date.

     The Corporation is subject to various categories of interest rate risk, including:
•	Repricing or Term Structure Risk — this risk arises due to mismatches in the timing of rate changes and cash flows from the Corporation’s assets and liabilities. For example, if assets reprice or mature at a faster pace than liabilities and interest rates are generally declining, earnings could initially decline.

•	Basis Risk — this risk involves changes in the spread relationship of the different rates that impact the Corporation’s balance sheet. This type of risk is present when assets and liabilities have similar repricing frequencies but are tied to different market interest rate indexes.

•	Yield Curve Risk — short-term and long-term market interest rates may change by different amounts; for example, the shape of the yield curve may affect new loan yields and funding costs differently.

•	Options Risk — changes in interest rates may shorten or lengthen the maturities of assets and liabilities. For example, prepayments, which tend to increase when market rates decline, may accelerate maturities for mortgage related products. In addition, call options in the Corporation’s investment portfolios may be exercised in a declining rate. Conversely, the opposite would occur in a rising interest rate scenario.
     In addition to the risks detailed above, interest rates may have an indirect impact on loan demand, credit losses, loan origination volume, the value of the Corporation’s investment securities holdings, gains and losses on sales of securities and loans, the value of mortgage servicing rights, and other sources of earnings. In limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives.
     Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective management of interest rate risk begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate rate risk position given line of business forecasts, management objectives, market expectations and policy constraints.
     Designated management, as previously described, implements the market risk policies approved by the Board as well as the risk management strategies reviewed and adopted by the RMC on its meetings. The ALCO measures and monitors the level of short and long-term IRR assumed by the Corporation and its subsidiaries. It uses simulation analysis and static gap estimates for measuring short-term IRR. Economic value of equity (“EVE”) analysis is used to monitor the level of long-term IRR assumed. During 2008, management expanded the types of analyses used to measure interest rate risk. Simulations used to isolate and measure basis and yield curve risk exposures were developed as well as prepayment stress scenarios.
     Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Table K presents the static gap estimate for the Corporation as of December 31, 2008. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures. They do not incorporate possible action that could be taken to manage the Corporation’s IRR.
     The interest rate sensitivity gap is defined as the difference between earning assets and interest bearing liabilities maturing or repricing within a given time period. At December 31, 2008, the Corporation’s one-year cumulative positive gap was $2.0 billion, or 5.63% of total earning assets.
     Net interest income simulation analysis performed by legal entity and on a consolidated basis is another tool used by the Corporation in estimating the potential change in future earnings resulting from hypothetical changes in interest rates. Sensitivity analysis is calculated on a monthly basis using a simulation model which incorporates actual balance sheet figures detailed by maturity and interest yields or costs. It also incorporates assumptions on balance sheet growth and expected changes in its composition, estimated prepayments in accordance with projected interest rates, pricing and maturity expectations on new volumes and other non-interest related data. Simulations are processed using various interest rate scenarios to determine potential changes to the future earnings of the Corporation. The types of rate scenarios processed during the year include economic most likely scenarios, flat rates, yield curve twists, +/- 200 basis points parallel ramps and +/- 200 basis points parallel shocks. The asset and liability management group also performs validation procedures on various assumptions used as part of the sensitivity analysis as well as validations of results on a monthly basis. Due to the importance of critical assumptions in measuring market risk, the risk models incorporate third-party developed data for critical assumptions such as prepayment speeds on mortgage loans, estimates on the duration of the Corporation’s deposits and interest rate scenarios.
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
     The Corporation usually runs its net interest income simulations under interest rate scenarios in which the yield curve is assumed to rise and decline gradually by the same amount, usually 200 basis points. Given the fact that as of year-end 2008, some short-term rates were close to zero and some term interest rates were below 2.0%, management has decided to focus measuring the risk of net interest income in rising rate scenarios. The rising rate scenarios used were gradual parallel changes of 200 and 400 basis points during the twelve-month period ending December 31, 2009. Projected net interest income under the 200 basis points rising rate scenario increased by $50.9 million while the 400 basis points simulation increased by $90.8 million. These scenarios were compared against the Corporation’s flat interest rates forecast.
     The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third-party to repay debt obligations prior to maturity. At December 31, 2008, net discount associated with loans acquired represented less than 1% of the total loan portfolio, while net premiums associated with portfolios of AFS and HTM securities approximated 1% of these investment securities portfolios. Prepayment risk also could have a significant impact on the duration of mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios. Table L, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions, as determined by management, based on the expected interest rate scenario.
     The Corporation uses EVE analysis to attempt to measure the sensitivity of its assets and liabilities to changes in interest rates. EVE is equal to the estimated present value of the Corporation’s assets minus the estimated present value of the liabilities. It is a useful tool to measure long-term interest rate risk because it captures cash flows from all future periods.
     EVE is estimated on a monthly basis and shock scenarios are prepared on a quarterly basis. The shock scenarios consist of +/-200 basis points parallel shocks. As previously mentioned, given the low levels of current market rates, the Corporation will focus on measuring the risk in a rising rate scenario. Minimum EVE ratio limits, expressed as EVE as a percentage of total assets, have been established for base case and shock scenarios. In addition, management has also defined limits for the increases / decreases in EVE resulting from the shock scenarios. As of December 31, 2008, the Corporation was in compliance with these limits.
Trading
The Corporation’s trading activities are another source of market risk and are subject to policies and risk guidelines approved by the Board to manage such risks. Most of the Corporation’s trading activities are limited to mortgage banking activities and the

50     POPULAR, INC. 2008 ANNUAL REPORT
market-making activities of the Corporation’s broker-dealer business. Trading positions in the mortgage banking business, which are mostly agency mortgage-backed securities, are hedged in the agency TBA market. In anticipation of customer demand, the Corporation carries an inventory of capital market instruments and maintains market liquidity by quoting bid and offer prices and trading with other market makers and clients. Positions are also taken in interest rate sensitive instruments, based on expectations of future market conditions. These activities constitute the proprietary trading business and are conducted by the Corporation to provide customers with securities inventory and liquidity.
     Trading instruments are recognized at market value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period income. Further information on the Corporation’s risk management and trading activities is included in Note 33 to the consolidated financial statements.
     In the opinion of management, the size and composition of the trading portfolio does not represent a potentially significant source of market risk for the Corporation.
     At December 31, 2008, the trading portfolio of the Corporation amounted to $646 million and represented 2% of total assets, compared with $768 million and 2% a year earlier. Mortgage-backed securities represented 92% of the trading portfolio at the end of 2008, compared with 90% in 2007. The mortgage-backed securities are investment grade securities, all of which are rated AAA by at least one of the three major rating agencies at December 31, 2008. A significant portion of the trading portfolio is hedged against market risk by positions that offset the risk assumed. This portfolio was composed of the following at December 31, 2008:

		Weighted
(Dollars in thousands)	Amount	Average Yield*

Mortgage-backed securities	$591,390	5.99%
CMO	4,776	5.91
Commercial paper	4,600	3.05
U.S. Treasury and agencies	275	—
Puerto Rico and U.S. Government obligations	27,808	5.99
Interest-only strips	1,803	26.32
Other	15,251	6.76

	$645,903	6.04%

*	Not on a taxable equivalent basis.

     At December 31, 2008, the trading portfolio of the Corporation had an estimated duration of 2.45 years and a one-month value at risk (VAR) of approximately $3 million, assuming a confidence level of 95%. VAR is a key measure of market risk for the Corporation. VAR represents the maximum amount that the Corporation can expect to lose within one month in the course of its risk taking activities with 95% confidence. Its purpose is to describe the amount of capital needed to absorb potential losses from adverse market volatility. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates.
     The Corporation enters into forward contracts to sell mortgage-backed securities with terms lasting less than a month which are accounted for as trading derivatives. These contracts are recognized at fair value with changes directly reported in current period income. Refer to the Derivatives section that follows in this MD&A for additional information. At December 31, 2008, the fair value of these forward contracts was not significant.
Derivatives
The Corporation utilizes derivatives as part of its overall interest rate risk management strategy to protect against changes in net interest income and cash flows. Derivative instruments that the Corporation may use include, among others, interest rate swaps and caps, index options, and forward contracts. The Corporation does not use highly leveraged derivative instruments in its interest rate risk management strategy. The Corporation also enters into interest rate swaps, interest rate caps and foreign exchange contracts for the benefit of commercial customers. The Corporation economically hedges its exposure related to these commercial customer derivatives by entering into offsetting third-party contracts with approved, reputable counterparties with substantially matching terms and currencies. Refer to Note 33 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities.
     The Corporation’s derivative activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivative transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, hedged fixed and variable interest rate assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2008, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.
     Certain derivative contracts also present credit risk because the counterparties may not meet the terms of the contract. The Corporation controls credit risk through approvals, limits and monitoring procedures. The Corporation deals exclusively with counterparties that have high quality credit ratings. Further, as applicable under the terms of the master arrangements, the Corporation may obtain collateral, where appropriate, to reduce credit risk. The credit risk attributed to the counterparty nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by SFAS No. 157, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. At December 31, 2008, inclusion of the credit risk in the fair value of the derivatives resulted in a net benefit of $1.8 million, which consisted of a loss of $7.1 million resulting from the assessment of the counterparties’ credit risk and a gain of $8.9 million from the Corporation’s credit standing adjustment.
Cash Flow Hedges
Utilizing a cash flow hedging strategy, the Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities. The notional amount of derivatives designated as cash flow hedges as of December 31, 2008 amounted to $313 million. The cash flow hedges outstanding related to forward contracts or “to be announced” (“TBA”) mortgage-backed securities that are sold and bought for future settlement to hedge the sale of mortgage-backed securities and loans prior to securitization, had a notional amount of $113 million at December 31, 2008. The seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting.
     In conjunction with the issuance of medium-term notes, the Corporation entered into interest rate swaps to convert floating rate debt to fixed rate debt with the objective of minimizing the exposure to changes in cash flows due to higher interest rates. These contracts are designated as cash flow hedges for accounting purposes in accordance with SFAS No. 133, and have a notional amount of $200 million at December 31, 2008. Refer to Note 33 to the consolidated financial statements for additional quantitative information on these derivative contracts.
Fair Value Hedges
The Corporation did not have any outstanding derivatives designated as fair value hedges at December 31, 2008 and 2007.
Trading and Non-Hedging Derivative Activities
The Corporation takes derivative positions based on market expectations or to benefit from price differentials between financial instruments and markets. However, these derivatives instruments are mostly utilized to economically hedge a related asset or liability. The Corporation also enters into various derivatives to provide these types of products to customers. These types of free-standing derivatives are carried at fair value with changes in fair value recorded as part of the results of operations for the period.
     Following is a description of the most significant of the Corporation’s derivative activities that do not qualify for hedge accounting as defined in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (as amended). Refer to Note 33 to the consolidated financial statements for additional quantitative and qualitative information on these derivative instruments.
     At December 31, 2008, the Corporation had outstanding $2.1 billion in notional amount of interest rate swap agreements with a positive fair value (asset) of $2 million, which were not designated as accounting hedges. These swaps were entered in the Corporation’s capacity as an intermediary on behalf of its customers and their offsetting swap position.
      For the year ended December 31, 2008, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net decrease in earnings of approximately $2.5 million, primarily in the interest expense category of the statement of operations, compared with an earnings reduction of approximately $11.6 million in 2007 mainly in the interest expense category. Derivatives that the Corporation no longer utilized at December 31, 2008 included swaps to economically hedge changes in the fair value of loans prior to securitization, swaps that were economically hedging the cost of short-term borrowings, and swaps that were hedging the payments of bond certificates offered as part of on-balance sheet securitizations. Additionally, during 2007, the Corporation cancelled all swaps related to the auto loans because a substantial amount of that loan portfolio was sold.
     Another strategy that was discontinued in the latter part of 2008 was the issuing of interest rate lock commitments (“IRLCs”) in connection with E-LOAN’s activities to fund mortgage loans

52      POPULAR, INC. 2008 ANNUAL REPORT
at interest rates previously agreed (locked) by both the Corporation and the borrower for a specified period of time. These IRLCs were recognized as derivatives pursuant to SFAS No. 133. To account for the changes in IRLC’s market value, the Corporation entered into forward loan sales commitments to economically hedge the risk of potential changes in the value of the loans that would result from these commitments. This strategy was discontinued since E-LOAN ceased originating mortgage loans in 2008. At December 31, 2007, the Corporation had outstanding IRLCs with a notional amount of $149 million and a negative fair value (liability) of $128 thousand.
     At December 31, 2008, the Corporation had forward contracts with a notional amount of $272 million and a negative fair value (liability) of $5 million not designated as accounting hedges. These forward contracts are considered derivatives under SFAS No. 133 and are recorded at fair value. Subsequent changes in the value of these forward contracts are recorded in the statement of operations. These forward contracts are principally used to economically hedge the changes in fair value of mortgage loans held-for-sale and mortgage pipeline through both mandatory and best efforts forward sale agreements. These forward contracts are entered into in order to optimize the gain on sale of loans and / or mortgage-backed securities. For the year ended December 31, 2008, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to earnings of $15.3 million, which was included in the categories of trading account profit and gain on sale of loans in the consolidated statement of operations. In 2007, the unfavorable impact to earnings of $11.2 million was also included in the categories of trading account profit and gain on sale of loans.
     Furthermore, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or to certain other equity securities or commodity indexes. The Corporation, through its Puerto Rico banking subsidiary, BPPR, offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with IRA accounts, and certificates of deposit sold through its broker-dealer subsidiary. At December 31, 2008, these deposits amounted to $179 million, or less than 1% of the Corporation’s total deposits. In these certificates, the customer’s principal is guaranteed by BPPR and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.
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
     The purchased option contracts are initially accounted for at cost (i.e., amount of premium paid) and recorded as a derivative asset. The derivative asset is marked-to-market on a quarterly basis with changes in fair value charged to earnings. The deposits are hybrid instruments containing embedded options that must be bifurcated in accordance with SFAS No. 133. The initial value of the embedded option (component of the deposit contract that pays a return based on changes in the applicable indexes) is bifurcated from the related certificate of deposit and is initially recorded as a derivative liability and a corresponding discount on the certificate of deposit is recorded. Subsequently, the discount on the deposit is accreted and included as part of interest expense while the bifurcated option is marked-to-market with changes in fair value charged to earnings.
     The purchased index options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting in accordance with the provisions of SFAS No. 133 and therefore cannot be designated as accounting hedges. At December 31, 2008, the notional amount of the index options on deposits approximated $209 million with a fair value of $9 million (asset) while the embedded options had a notional value of $179 million with a fair value of $9 million (liability).
     Refer to Note 33 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2008 and 2007.
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

     At December 31, 2008, the Corporation had approximately $39 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss, compared to unfavorable adjustments of $35 million at December 31, 2007 and $37 million at December 31, 2006.
Liquidity Risk
Liquidity is the ongoing ability to meet liability maturities and deposit withdrawals, fund asset growth and business operations, and repay contractual obligations at reasonable cost and without incurring material losses. Liquidity management involves forecasting funding requirements and maintaining sufficient capacity to meet the needs and accommodate fluctuations in asset and liability levels due to changes in the Corporation’s business operations or unanticipated events.
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
     The Board is responsible for establishing Popular’s tolerance for liquidity risk including approving relevant risk limits and policies. The Board has delegated the monitoring of these risks to the RMC and the ALCO. The management of liquidity risk, on both a long-term and day-to-day basis, is the responsibility of the Corporate Treasury Division. The Corporation’s Corporate Treasurer is responsible for implementing the policies and procedures approved by the Board and for monitoring the liquidity position on an ongoing basis. Also, the Corporate Treasury Division coordinates corporate wide liquidity management strategies and activities with the reportable segments, oversees any policy breaches and manages the escalation process. The Corporate Treasurer reports to the ALCO and RMC the Corporation’s liquidity risk position, any critical risks or issues and proposed solutions.
     The Corporation has established policies and procedures to assist it in remaining sufficiently liquid to meet all of its financial obligations, finance expected future growth and maintain a reasonable safety margin for cash commitments under both normal operating conditions and unsettled market environments.
Liquidity, Funding and Capital Resources
The financial market disruptions that began in 2007 severely impacted the economy and financial services sector during 2008. The unsecured short-term funding markets remained stressed as investors reduced their exposures and were hesitant to lend cash on a long-term basis. The commercial paper markets essentially ceased to function efficiently. Also, the availability of overnight and term funds in the interbank market was substantially reduced.
     As indicated earlier, the U.S. credit markets have been marked by unprecedented instability and disruption since 2007, making most funding activities much more challenging for financial institutions. Credit spreads have widened significantly and rapidly as many investors allocated their funds to only the highest-quality financial assets such as U.S. government securities. The result of these actions taken by market participants made it more difficult for corporate borrowers to raise financing in the credit markets and reduced the value of most financial assets except the highest-quality obligations.
     Several sectors have been significantly impacted, including the money markets, the corporate debt market and more recently, the municipal securities markets. A primary catalyst of the market disruptions has been an abrupt shift by investors away from non-government securities into U.S. Government obligations, and the unwillingness to assume many types of risk.
     The Corporation has historically financed a portion of its business in the money and corporate bond markets, both of which have been adversely affected by financial market developments since the beginning of the third quarter of 2007. As it became more challenging to raise financing in the capital markets, the Corporation’s management took actions to reduce the use of borrowings to finance its businesses and thus ensure access to stable sources of liquidity. These actions, which are explained below, included, for example, replacing short-term unsecured borrowings with deposits and increasing secured lines of credit for contingency purposes.
     The Corporation’s liquidity position is closely monitored on an ongoing basis. Sources of liquidity include access to a stable base of core deposits and to brokered deposits available in the national markets. Other sources are available with other third-party providers, which may include primarily secured credit lines and on-balance sheet liquidity in the form of unpledged securities. In addition to these, asset sales could be a source of liquidity to the Corporation. Even if some of these alternatives may not be available temporarily, it is expected that in the normal course of business, the Corporation’s funding sources are adequate.

54     POPULAR, INC. 2008 ANNUAL REPORT
     Liquidity is managed at the level of the holding companies that own the banking and non-banking subsidiaries. Also, it is managed at the level of the banking and non-banking subsidiaries.
     The subsequent sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities. A more detailed description of the Corporation’s borrowings and available lines of credit, including its terms, is included in Notes 14 through 18 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.
     While market conditions have been challenging, the Corporation was able to maintain a stable base of deposits. Also, the Corporation took a series of actions to enhance its liquidity and capital position during 2008. The following major events impacted the Corporation’s funding activities and capital position during 2008:
•	The Corporation repaid $500 million in medium-term notes upon their maturity in April 2008.

•	During the second quarter of 2008, the Corporation completed the public offering of $400 million of 8.25% Non-cumulative Monthly Income Preferred Stock, Series B, which qualifies in its entirety as “Tier I” capital for risk-based capital ratios. Net proceeds were used for general corporate purposes, including funding subsidiaries and increasing Popular’s liquidity and capital.

•	As previously indicated in the Discontinued Operations section in this MD&A, during 2008, the Corporation sold substantially all assets of PFH. The proceeds from the transactions were used to cancel short-term debt and provided additional liquidity to the bank holding companies.

•	During the third quarter and early fourth quarter of 2008, Popular, Inc. issued an aggregate principal amount of $350 million of senior notes in private offerings to certain institutional investors. The notes mature in 2011 subject to specific provisions under the note indentures. The proceeds from the issuances, coupled with the proceeds from the sale of the PFH assets, were used for general corporate purposes, including the upcoming repayment of medium-term notes due in 2009.

•	There were reductions in short-term borrowings in the normal course of business related in part to lower volume of investment securities and loans, including reductions from the sales by PFH.

•	Brokered deposits, which amounted to $3.1 billion at December 31, 2008, continued to be used as an important funding source of on-hand liquidity amidst the financial industry developments in the second half of 2008. The level of brokered deposits at year-end 2008 was at the same level as in the previous year. One of the strategies followed by management during 2007 in response to the unprecedented market disruptions was the utilization of brokered deposits to replace short-term uncommitted lines of credit.

•	The Board of Directors reduced the quarterly dividend level from $0.16 per common share to $0.08 per common share commencing in the third quarter of 2008. The new dividend payment rate represents a reduction of 50 percent from its previous quarterly dividend payment rate. The reduction will help preserve $90 million of capital a year. In February 2009, the Board reduced again the common dividend to $0.02 per common share. This will conserve an additional $68 million in capital per year. The dividend payment is reviewed on a quarterly basis.

•	As indicated earlier, in December 2008, the Corporation received $935 million as part of the TARP Capital Purchase Program in exchange for senior preferred stock and a warrant to purchase shares of common stock of the Corporation. The Corporation has made capital contributions to BPNA with the proceeds from the TARP to ensure the entity remained well-capitalized. The remaining proceeds have been temporarily deployed to purchase mortgage-backed securities, corporate bonds, and as a loan to the Corporation’s subsidiary BPPR. The funds provided to both banks will encourage creditworthy lending in our home markets.
     Holders of the Corporation’s common stock are only entitled to receive such dividends as the Board may declare out of funds legally available for such payments. Although the Corporation has historically declared cash dividends on its common stock, it is not required to do so, and it may have to reduce the amount of cash dividends payable on the common stock in future periods as circumstances warrant. Dividends on the Corporation’s preferred stock, 2003 Series A and 2008 Series B, are non-cumulative and is payable only if declared by the Board, and can only be declared out of funds legally available for such payments. Dividends on the Series C Preferred Stock are cumulative and can only be declared out of funds legally available for such payments. The Corporation’s

Table M
Average Total Deposits

	For the Year
						Five-Year
(Dollars in thousands)	2008	2007	2006	2005	2004	C.G.R.

Non-interest bearing demand deposits	$4,120,280	$4,043,427	$3,969,740	$4,068,397	$3,918,452	3.35%

Savings accounts	5,600,377	5,697,509	5,440,101	5,676,452	5,407,600	1.53
NOW, money market and other interest bearing demand accounts	4,948,186	4,429,448	3,877,678	3,731,905	2,965,941	14.17

Certificates of deposit:
Under $100,000	6,955,843	3,949,262	3,768,653	3,382,445	3,067,220	19.30
$100,000 and over	4,598,146	5,928,983	4,963,534	4,266,983	3,144,173	9.80

Certificates of deposit	11,553,989	9,878,245	8,732,187	7,649,428	6,211,393	14.94

Other time deposits	1,241,447	1,520,471	1,244,426	1,126,887	905,669	10.25

Total interest bearing deposits	23,343,999	21,525,673	19,294,392	18,184,672	15,490,603	10.36

Total deposits	$27,464,279	$25,569,100	$23,264,132	$22,253,069	$19,409,055	9.11%

issuance of preferred shares to the U.S. Treasury under the TARP Capital Purchase Program also imposes restrictions on the Corporation’s ability to pay dividends under certain conditions. Refer to Note 20 to the consolidated financial statements for detailed information on the Series C preferred stock.
     The preferred stock issuances described above, including the participation in the TARP, the reduction in the common stock dividend payment, as well as the sales of PFH assets substantially improved the Corporation’s liquidity and capital position. Management believes that the measures that have been taken and the current sources of liquidity, some of which are described in the sections below, will provide sufficient liquidity for the Corporation to meet the repayment of debt maturities during 2009 and other operational needs.
Banking Subsidiaries
Primary sources of funding for the Corporation’s banking subsidiaries (BPPR, BPNA or “the banking subsidiaries”) include retail and commercial deposits, secured institutional borrowings, unpledged marketable securities and, to a lesser extent, loan sales. In addition, the Corporation’s banking subsidiaries maintain secured borrowing facilities with the Federal Home Loan Banks (“FHLB”) and at the discount window of the Federal Reserve Bank of New York (“FED”), and have a considerable amount of collateral that can be used to raise funds under these facilities. Borrowings from the FHLB or the FED discount window require the Corporation to post securities or whole loans as collateral. The banking subsidiaries must maintain their FHLB memberships to continue accessing this source of funding.
     The principal uses of funds for the banking subsidiaries include loan and investment portfolio growth, repayment of obligations as they become due, and operational needs. Also, the banking subsidiaries assume liquidity risk related to off-balance sheet activities mainly in connection with contractual commitments, recourse provisions, servicing advances, derivatives and support to several mutual funds administered by BPPR.
     The bank operating subsidiaries maintain sufficient funding capacity to address large increases in funding requirements such as deposit outflows. This capacity is comprised of available liquidity derived from secured funding sources and on-balance sheet liquidity in the form of liquid unpledged securities.
Deposits
Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Core deposits are generated from a large base of consumer, corporate and institutional customers.
     The Corporation’s ability to compete successfully in the marketplace for deposits depends on various factors, including pricing, service, convenience and financial stability as reflected by operating results and credit ratings (by nationally recognized credit rating agencies). Although a downgrade in the credit rating of the Corporation may impact its ability to raise deposits or the rate it is required to pay on such deposits, management does not believe that the impact should be material. Deposits at all of the Corporation’s banking subsidiaries are federally insured and this is expected to mitigate the effect of a downgrade in credit ratings. As indicated in the Overview section of this MD&A, the TAGP, to which the Corporation elected to be a participant, offers a full guarantee for non-interest bearing deposit accounts held at FDIC-insured depository institutions. The unlimited deposit coverage will be voluntary for eligible institutions and would be in addition

56     POPULAR, INC. 2008 ANNUAL REPORT
to the $250,000 FDIC deposit insurance per account that was included as part of the EESA. The TAGP coverage will continue until December 31, 2009.
     Total deposits at the Corporation decreased from $28.3 billion at December 31, 2007 to $27.6 billion at December 31, 2008, a decrease of 3%. Refer to Table H for a breakdown of deposits by major types.
     Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. As indicated in the glossary, for purposes of defining core deposits, the Corporation excludes brokered certificates of deposit with denominations under $100,000.
     Core deposits totaled $19.9 billion, or 72% of total deposits, at December 31, 2008, compared to $20.1 billion and 71% at December 31, 2007. Core deposits financed 55% of the Corporation’s earning assets at December 31, 2008, compared to 49% at December 31, 2007.
     Certificates of deposit with denominations of $100,000 and over at December 31, 2008 totaled $4.7 billion, or 17% of total deposits, compared to $5.3 billion, or 19%, at December 31, 2007. Their distribution by maturity at December 31, 2008 was as follows:

(In thousands)

3 months or less	$1,654,941
3 to 6 months	1,153,939
6 to 12 months	1,156,210
Over 12 months	741,537

$4,706,627

     The Corporation had $3.1 billion in brokered deposits at December 31, 2008 and 2007. Brokered certificates of deposit, which are typically sold through an intermediary to small retail investors, provide access to longer-term funds that are available in the market area and provide the ability to raise additional funds without pressuring retail deposit pricing. In the event that any of the Corporation’s banking subsidiaries fall under the regulatory capital ratios of a well-capitalized institution, that banking subsidiary faces the risk of not being able to raise brokered deposits. All of the Corporation’s banking subsidiaries were considered well-capitalized at December 31, 2008.
     Average deposits for the year ended December 31, 2008 represented 76% of average earning assets, compared with 70% and 63% for the years ended December 31, 2007 and 2006, respectively. Table M summarizes average deposits for the past five years.
Borrowings
To the extent that the banking subsidiaries are unable to obtain sufficient liquidity through core deposits, the Corporation may meet its liquidity needs through short-term borrowings by selling securities under repurchase agreements. These are subject to availability of collateral.
     The Corporation’s banking subsidiaries also have the ability to borrow funds from the FHLB at competitive prices. At December 31, 2008, the banking subsidiaries had short-term and long-term credit facilities authorized with the FHLB aggregating $2.2 billion based on assets pledged with the FHLB at that date, compared with $2.6 billion as of December 31, 2007. Outstanding borrowings under these credit facilities totaled $1.1 billion at December 31, 2008, compared with $1.7 billion as of December 31, 2007. Such advances are collateralized by securities, do not have restrictive covenants and, generally do not have any callable features. Refer to Note 17 to the consolidated financial statements for additional information.
     At December 31, 2008, the banking subsidiaries had a borrowing capacity at the FED discount window of approximately $3.4 billion, which remained unused as of that date. This compares to a borrowing capacity at the FED discount window of $3.0 billion at December 31, 2007, which was also unused at that date. This facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.
     As previously discussed in the Overview section of this MD&A, the Corporation has the option under the DGP to issue senior unsecured debt fully guaranteed by the FDIC on or before October 31, 2009 with a maturity of June 30, 2012 or sooner.
     At December 31, 2008, management believes that the banking subsidiaries had sufficient liquidity to meet its cash flow obligations for the foreseeable future.
Bank Holding Companies
The principal sources of funding for the holding companies have included dividends received from its banking and non-banking subsidiaries, asset sales and proceeds from the issuance of medium-term notes, junior subordinated debentures and equity. Banking laws place certain restrictions on the amount of dividends a bank may make to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation’s ability to meet its cash obligations. The principal uses of these funds include the repayment of maturing debt, dividend payments to shareholders and subsidiary funding through capital or debt.
     The Corporation’s bank holding companies (“BHCs”, Popular, Inc., Popular North America and Popular International Bank, Inc.)

have in the past borrowed in the money markets and the corporate debt market primarily to finance their non-banking subsidiaries. These sources of funding have become difficult and costly due to disrupted marked conditions. The cash needs of non-banking subsidiaries is now minimal given that the PFH business has been discontinued.
     The BHCs have additional sources of liquidity available in the form of credit facilities available from affiliate banking subsidiaries and on-hand liquidity, as well as a limited amount of dividends that can be paid by the subsidiaries subject to regulatory and legal limitations, and assets that could be sold or financed. Other potential sources of funding include the issuance of FDIC-backed senior debt under the DGP.
     As members subject to the regulations of the Federal Reserve System, BPPR and BPNA must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by each entity during the calendar year would exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels. At December 31, 2008, BPPR could have declared a dividend of approximately $31.6 million without the approval of the Federal Reserve Board. At December 31, 2008, BPNA was required to obtain the approval of the Federal Reserve Board to be able to declare a dividend. The Corporation has never received dividend payments from its U.S. subsidiaries. Refer to Popular, Inc.’s Form 10-K for the year ended December 31, 2008 for further information on dividend restrictions imposed by regulatory requirements and policies on the payment of dividends by BPPR and BPNA.
Non-banking subsidiaries
The principal sources of funding for the non-banking subsidiaries include internally generated cash flows from operations, borrowed funds from the holding companies or their direct parent companies, wholesale funding, loan sales repurchase agreements and warehousing lines of credit. The principal uses of funds for the non-banking subsidiaries include loan portfolio growth, repayment of maturing debt and operational needs. Given the discontinuance of the PFH operations, the liquidity needs of non-banking subsidiaries are minimal since most of them fund internally from operating cash flows or from intercompany borrowings from their holding companies, BPPR or BPNA.
Other Funding Sources
The Corporation may also raise limited amounts of funding through approved, but uncommitted lines of credit or federal funds lines with authorized counterparties. These lines are available at the option of the counterparty.
     The investment securities portfolio provides an additional source of liquidity, which may be created through either securities sales or repurchase agreements. The Corporation’s portfolio consists primarily of liquid government sponsored agency securities, government sponsored issued mortgage-backed securities, and collateralized mortgage obligations of excellent credit standing that can be used to raise funds in the repo markets. At December 31, 2008, the investment and trading securities portfolios, as shown in Table L, totaled $8.9 billion, of which $759 million, or 9%, had maturities of one year or less. Mortgage-related investments in Table L are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to having sufficient available un-pledged collateral at the time the transactions are to be consummated. The Corporation’s un-pledged investment and trading securities, excluding other investment securities, amounted to $2.7 billion as of December 31, 2008. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets or from secured lending sources.
     Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, have secondary markets which the Corporation may use. The maturity distribution of the loan portfolio as of December 31, 2008 is presented in Table L. As of that date, $10.4 billion, or 40% of the loan portfolio was expected to mature within one year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.
Risks to Liquidity
The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of an extended economic slowdown in Puerto Rico, the credit quality of the Corporation could be affected and, as a result of higher credit costs, profitability may decrease. The substantial integration of Puerto Rico with the U.S. economy may also complicate the impact of a recession in Puerto Rico, as the U.S. recession underway, concurrently with a slowdown in Puerto Rico, may make a recovery in the local economic cycle more challenging, which is what was experienced in 2008 and is expected for the foreseeable future. The economy in Puerto Rico is experiencing its fourth year of a recessionary cycle.
     Factors that the Corporation does not control, such as the economic outlook of its principal markets and regulatory changes, could affect its ability to obtain funding. In order to

58     POPULAR, INC. 2008 ANNUAL REPORT
prepare for the possibility of such a scenario, management has adopted contingency plans for raising financing under stress scenarios when important sources of funds that are usually fully available are temporarily unavailable. These plans call for using alternate funding mechanisms such as the pledging of certain asset classes and accessing secured credit lines and loan facilities put in place with the FHLB and the FED. The Corporation has a substantial amount of assets available for raising funds through these channels and is confident that it has adequate alternatives to rely on under a scenario where some primary funding sources are temporarily unavailable.
     Total lines of credit outstanding are not necessarily a measure of the total credit available on a continuing basis. Some of these lines could be subject to collateral requirements, standards of creditworthiness, leverage ratios and other regulatory requirements, among other factors.
     Maintaining adequate credit ratings on Popular’s debt obligations is an important factor for liquidity because the credit ratings impact the Corporation’s ability to borrow, the cost at which it can raise financing and access to funding sources. The credit ratings are based on the financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and the Corporation’s ability to access a broad array of wholesale funding sources, among other factors. Changes in the credit rating of the Corporation or any of its subsidiaries to a level below “investment grade” may affect the Corporation’s ability to raise funds in the capital markets. The Corporation’s counterparties are sensitive to the risk of a rating downgrade. In the event of a downgrade, it may be expected that the cost of borrowing funds in the institutional market would increase. In addition, the ability of the Corporation to raise new funds or renew maturing debt may be more difficult.
     The Corporation’s ratings and outlook at December 31, 2008 are presented in the tables below. Also included are revised ratings announced by the rating agencies during January 2009.

At December 31, 2009 Popular, Inc.
	Short-term	Long-term	Preferred
	debt	debt	stock	Outlook

Fitch	F-2	A-	BBB+	Negative
Moody’s	P-2	A3	Baa2	Negative
S&P	A-2	BBB+	BBB-	Negative

January 2009 Popular, Inc.
	Short-term	Long-term	Preferred
	debt	debt	stock	Outlook

Fitch	F-2	BBB	BB+	Negative
Moody’s	W/R *	Baa1	Baa3	Negative
S&P	A-3	BBB-	BB	Stable

*	W/R — withdrawn

     In their January 2009 report, Fitch Ratings recognized numerous positive actions over 2008 to address the Corporation’s near-term challenges. However, they indicated the continued credit quality deterioration and the expectations for ongoing pressure in the real estate loan portfolios as the principal factors considered in the downgrade given recent trends in core operating performance and the difficult outlook. Their rating outlook remained negative reflecting the possibility that credit and market conditions could deteriorate further, placing additional stress on the Corporation’s turnaround prospects. Fitch Ratings indicated that a stabilization of core profitability and asset quality would have to be achieved before the rating outlook returns to stable.
     In their January 2009 report, Moody’s indicated that the downgrade of the Corporation’s ratings was prompted by the deterioration in the company’s asset quality and profitability in 2008, and the prospect of continuing weakness in these metrics in 2009. Such weakness could further undermine the Corporation’s ratio of tangible common equity to risk-weighted assets, which the rating agency indicated was comparatively weak. Moody’s believes that the deepening of the recession in the U.S. and the continuation of the recession in Puerto Rico will most likely cause the Corporation’s asset quality indicators and, hence, its profitability to remain pressured through 2009.
     In their January 2009 report, S&P indicated that the rating action resulted from several factors, including the Corporation’s reported net operating losses, a continued deterioration in credit quality, and an expected decline in capital ratios. S&P is also concerned by the increase in nonperforming assets and the potential for further deterioration, notably in the construction, mortgage, and commercial loan portfolios, as they see continued pressure on home prices and reduced sale activity. S&P views capital as adequate, but foresees more downward pressure in 2009.
     Some of the Corporation’s obligations, which may include borrowings, deposits and derivative positions, are subject to “rating triggers”, contractual provisions that may accelerate the maturity of the underlying obligations in the case of a change in rating or that may result in an adjustment to the interest rate. Therefore, the need for the Corporation to raise funding in the marketplace could increase more than usual in the case of a rating downgrade. The amount of obligations subject to rating triggers that could accelerate the maturity of the underlying obligations or adjust their rates was $464 million at December 31, 2008.
     As of December 31, 2008, the Corporation has $350 million in senior debt issued by the bank holding companies with interest that adjusts in the event of senior debt ratings downgrades. As a result of the actions taken by the ratings agencies in 2009, the cost of that debt increased by 50 basis points, which would represent an increase in the yearly interest expense of approximately $1.75 million.
     The corporation’s preferred stock rating is currently “non-investment” grade under two rating agencies. The market for noninvestment grade securities is much smaller and less liquid than for investment grade securities. Therefore, if the company were to attempt to issue preferred stock in the capital markets, it is possible that would not be sufficient demand to complete a transaction and the cost could be substantially higher than for more highly rated securities.
Contractual Obligations and Commercial Commitments
The Corporation has various financial obligations, including contractual obligations and commercial commitments, which require future cash payments on debt and lease agreements. Also, in the normal course of business, the Corporation enters into contractual arrangements whereby it commits to future purchases of products or services from third parties. Obligations that are legally binding agreements, whereby the Corporation agrees to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time, are defined as purchase obligations.
     At December 31, 2008, the aggregate contractual cash obligations, including purchase obligations and borrowings maturities, were:

	Payments Due by Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Certificates of deposit	$9,855	$2,355	$841	$95	$13,146
Fed funds and repurchase agreements	2,275	165	124	988	3,552
Other short-term borrowings	5	—	—	—	5
Long-term debt	802	1,032	669	858	3,361
Purchase obligations	142	60	18	3	223
Annual rental commitments under operating leases	42	69	63	200	374
Capital leases	1	1	1	23	26

Total contractual cash obligations	$13,122	$3,682	$1,716	$2,167	$20,687

     Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2008, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases the Corporation has committed to contracts that may extend for several years to secure favorable pricing concessions.
     As of December 31, 2008, the Corporation’s liability on its pension and postretirement benefit plans amounted to $374 million. During 2009, the Corporation expects to contribute $18.2 million to the pension and benefit restoration plans, and $6.1 million to the postretirement benefit plan to fund current benefit payment requirements. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 25 to the consolidated financial statements for further information on these plans. Despite the increase in the pension plan liability, principally due to a decline of $157 million in the fair value of plan assets, management believes that the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition. The Corporation’s pension and other postretirement benefit plans are funded on a current basis. Recent market conditions have resulted in an unusually high degree of volatility associated with certain plan assets. Should deterioration in market conditions continue, the Corporation’s pension asset portfolio could be adversely impacted, and it may be required to make additional contributions.

60     POPULAR, INC. 2008 ANNUAL REPORT
Management expects that the long-term return will revert to a more normalized level.
     As of December 31, 2008, the liability for uncertain tax positions, excluding associated interest and penalties, was $45 million pursuant to FIN No. 48, which was described in the Critical Accounting Policies section. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty. Under the statute of limitation, the liability for uncertain tax positions expires as follows: 2009 — $7 million, 2010 — $5 million, 2011 — $16 million, 2012 — $11 million and 2013 — $6 million.
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
     At December 31, 2008, the contractual amounts related to the Corporation’s off-balance sheet lending and other activities were the following:

	Amount of Commitment — Expiration Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Commitments to extend credit	$5,980	$566	$328	$243	$7,117
Commercial letters of credit	19	—	—	—	19
Standby letters of credit	140	34	7	—	181
Commitments to originate mortgage loans	67	4	—	—	71
Unfunded investment obligations	—	2	—	8	10

Total	$6,206	$606	$335	$251	$7,398

     The Corporation also enters into derivative contracts under which it is required either to receive or pay cash, depending on changes in interest rates. These contracts are carried at fair value on the consolidated statements of condition with the fair value representing the net present value of the expected future cash receipts and payments based on market rates of interest as of the statement of condition date. The fair value of the contract changes daily as interest rates change. The Corporation may also be required to post additional collateral on margin calls on the derivatives and repurchase transactions.
     The Corporation securitizes mortgage loans into guaranteed mortgage-backed securities subject to limited, and in certain instances, lifetime credit recourse on the loans that serve as collateral for the mortgage-backed securities. The Corporation may also have credit recourse on mortgage servicing portfolios for which the Corporation may have acquired the right to service the loan. Also, from time to time, the Corporation may sell in bulk sale transactions, residential mortgage loans and SBA commercial loans subject to credit recourse or to certain representations and warranties from the Corporation to the purchaser. These representations and warranties may relate to borrower creditworthiness, loan documentation, collateral, prepayment and early payment defaults. The Corporation may be required to repurchase the loans under the credit recourse agreements or representation and warranties. Generally, the Corporation retains the right to service the loans when securitized or sold with credit recourse.
     At December 31, 2008, the Corporation serviced $4.9 billion in residential mortgage loans with credit recourse or other servicer-provided credit enhancement. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to reimburse the third party investor. The maximum potential amount of future payments that the Corporation would be required to make under the agreement in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced with credit recourse. In the event of nonperformance, the Corporation has rights to the underlying collateral securing the mortgage loan, thus, historically, the losses associated to these guarantees have not been significant. At December 31, 2008, the Corporation had reserves of approximately $14 million to cover the estimated credit loss exposure related to the residential mortgage loans serviced with recourse, which are principally related to loans serviced that belong to mortgage-backed securities issued by GNMA and Freddie Mac. At December 31, 2008, the Corporation also serviced $12.7 billion in mortgage loans without recourse or other servicer-provided credit enhancement. Although the Corporation may, from time to time, be required to make advances to maintain a regular flow of scheduled interest and principal payments to investors, including special purpose entities, this does not represent an insurance against losses. These loans serviced are mostly insured by FHA, VA, and others, or the certificates arising in securitization transactions may be covered by a funds guaranty insurance policy.

     Also, in the ordinary course of business, the Corporation sold SBA loans with recourse, in which servicing was retained. At December 31, 2008, SBA loans serviced with recourse amounted to $10 million. Due to the guaranteed nature of the SBA loans sold, the Corporation’s exposure to loss under these agreements should not be significant.
     During 2008, in connection with certain sales of assets by the discontinued operations of PFH, which approximated $2.7 billion in principal balance of loans, the Corporation provided indemnifications for the breach of certain representations or warranties. Generally, the primary indemnifications included:
•	Indemnification for breaches of certain key representations and warranties, including corporate authority, due organization, required consents, no liens or encumbrances, compliance with laws as to origination and servicing, no litigation relating to violation of consumer lending laws, and absence of fraud.

•	Indemnification for breaches of all other representations including general litigation, general compliance with laws, ownership of all relevant licenses and permits, compliance with the seller’s obligations under the pooling and servicing agreements, lawful assignment of contracts, valid security interest, good title and all files and documents are true and complete in all material respects, among others.
     Also, one of PFH’s 2008 sale agreements included a repurchase obligation for defaulted loans, which was limited and extended only for loans originated within 120 days prior to the transaction closing date and under which the borrower failed to make the first schedule monthly payment due within 45 days after such closing date. This obligation had expired as of December 31, 2008. Also, the same agreement provided for reimbursement of premium on loans that prepaid prior to the first anniversary date of the transaction closing date, which is March 1, 2009. The premium amount declined monthly over a 12-month term. As of December 31, 2008, the exposure under this obligation was not significant.
     Certain of the representations and warranties covered under the indemnifications expire within a definite time period; others survive until the expiration of the applicable statute of limitations, and others do not expire. Certain of the indemnifications are subject to a cap or maximum aggregate liability defined as a percentage of the purchase price. In the event of a breach of a representation, the Corporation may be required to repurchase the loan. The indemnifications outstanding at December 31, 2008 do not require repurchase of loans under credit recourse obligations.
     Under certain sale agreements, the repurchase obligation may be subject to (1) an obligation on the part of the buyer to confer with the Corporation on possible strategies for mitigating or curing the issue which resulted in the repurchase demand being made; (2) an obligation to pursue commercially reasonable efforts to achieve such mitigation strategies; and (3) buyer’s obligation to secure a bonafide, arms-length bid from a third party to acquire such loan, in which case the seller would have the right to either (1) acquire the loan from buyer, or (2) agree to have the loan sold at bid and pay to buyer the shortfall between the original purchase price for the loan and the bid price.
     At December 31, 2008, the Corporation has recorded a liability reserve for potential future claims under the indemnities of approximately $16 million. If there is a breach of a representation or warranty, the Corporation may be required to repurchase the loan and bear any subsequent loss related to the loan. Popular, Inc. Holding Company and Popular North America have agreed to guarantee certain obligations of PFH with respect to the indemnification obligations. In addition, the Corporation has agreed to restrict $10 million in cash or cash equivalents for a period of one year expiring in November 2009 to cover any such obligations related to the principal sale transaction that involved the sale of loans representing approximately $1.0 billion in principal balance.
     A number of the acquisition agreements to which the Corporation is a party and under which it has purchased various types of assets, including the purchase of entire businesses, require the Corporation to make additional payments in future years if certain predetermined goals, such as revenue targets, are achieved or certain specific events occur within a specified time. Management’s estimated maximum future payments at December 31, 2008 approximated $2 million. Due to the nature and size of the operations acquired, management does not anticipate that these additional payments will have a material impact on the Corporation’s financial condition or results of future operations.
     Refer to the notes to the consolidated financial statements for further information on the Corporation’s contractual obligations, commercial commitments, and derivative contracts.
Credit Risk Management and Loan Quality
Credit risk represents the possibility of loss from the failure of a borrower or counterparty to perform according to the terms of a credit-related contract. Credit risk arises primarily from the Corporation’s lending activities, as well as from other on-balance sheet and off-balance sheet credit instruments. Credit risk management is based on analyzing the creditworthiness of the borrower, the adequacy of underlying collateral given current events and conditions, and the existence and strength of any guarantor support.
     The Corporation manages credit risk by maintaining sound underwriting standards, monitoring and evaluating loan portfolio quality, its trends and collectibility, and assessing reserves and loan concentrations. Also, credit risk is mitigated by

62     POPULAR, INC. 2008 ANNUAL REPORT
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
     The Corporation also has a Corporate Credit Risk Management Division (“CCRMD”), which was reorganized during 2008 to strengthen its analysis and reporting capabilities. CCRMD is a centralized unit, independent of the lending function, which oversees the credit risk rating system and reviews the adequacy of the allowance for loan losses in accordance with Generally Accepted Accounting Principles (“GAAP”) and regulatory standards. The CCRMD’s functions include managing and controlling the Corporation’s credit risk, which is accomplished through various techniques applied at different stages of the credit-granting process. A CCRMD representative, who is a permanent member of the Executive Credit Committee, oversees adherence to policies and procedures established for the initial underwriting of the credit portfolio. Also, the CCRMD performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and / or geographic regions. The Corporation has specialized workout officers that handle substantially all commercial loans which are past due 90 days and over, borrowers which have filed bankruptcy, or that are considered problem loans based on their risk profile.
     The Corporation also has a Credit Process Review Group within the CCRMD, which performs annual comprehensive credit process reviews of several middle markets, construction, asset-based and corporate banking lending groups in BPPR. This group evaluates the credit risk profile of each originating unit along with each unit’s credit administration effectiveness, including the assessment of the risk rating representative of the current credit quality of the loans, and the evaluation of collateral documentation. The monitoring performed by this group contributes to assess compliance with credit policies and underwriting standards, determine the current level of credit risk, evaluate the effectiveness of the credit management process and identify control deficiencies that may arise in the credit-granting process. Based on its findings, the Credit Process Review Group recommends corrective actions, if necessary, that help in maintaining a sound credit process. CCRMD has contracted an outside loan review firm to perform the credit process reviews in the U.S. mainland operations. The CCRMD participates in defining the review plan with the outside loan review firm and actively participates in the discussions of the results of the loan reviews with the business units. The CCRMD may periodically review the work performed by the outside loan review firm. CCRMD reports the results of the credit process reviews to the Risk Management Committee of the Corporation’s Board of Directors. The Corporation’s loan review plan for 2009 will be conducted by this outside loan review firm.
     The Corporation issues certain credit-related off-balance sheet financial instruments including commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. For these financial instruments, the contract amount represents the credit risk associated with failure of the counterparty to perform in accordance with the terms and conditions of the contract and the decline in value of the underlying collateral. The credit risk associated with these financial instruments varies depending on the counterparty’s creditworthiness and the value of any collateral held. Refer to Note 29 to the consolidated financial statements and to the Contractual Obligations and Commercial Commitments section of this MD&A for the Corporation’s involvement in these credit-related activities.
     The Corporation is also exposed to credit risk by using derivative instruments but manages the level of risk by only dealing with counterparties of good credit standing, entering into master netting agreements whenever possible and, when appropriate, obtaining collateral. Refer to Note 33 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities.
     The Corporation may also encounter risk of default in relation to its investment securities portfolio. Refer to Notes 6 and 7 for the composition of the investment securities available-for-sale and held-to-maturity. The investment securities held by the Corporation at December 31, 2008 are mostly Obligations of U.S. government sponsored entities, collateralized mortgage obligations, mortgage-backed securities and U.S. Treasury securities. The vast majority of these securities are rated the

Table N
Non-Performing Assets

	As of December 31,
(Dollars in thousands)	2008*	2007	2006	2005	2004

Non-accrual loans:
Commercial	$464,802	$266,790	$158,214	$131,260	$116,969
Construction	319,438	95,229	—	2,486	5,624
Lease financing	11,345	10,182	11,898	2,562	3,665
Mortgage	338,961	349,381	499,402	371,885	395,749
Consumer	68,263	49,090	48,074	39,316	32,010

Total non-performing loans	1,202,809	770,672	717,588	547,509	554,017
Other real estate	89,721	81,410	84,816	79,008	59,717

Total non-performing assets	$1,292,530	$852,082	$802,404	$626,517	$613,734

Accruing loans past-due 90 days or more	$150,545	$109,569	$99,996	$86,662	$79,091

Non-performing assets to loans held-in-portfolio	5.02%	3.04%	2.51%	2.02%	2.19%
Non-performing loans to loans held-in-portfolio	4.67	2.75	2.24	1.77	1.98
Non-performing assets to assets	3.32	1.92	1.69	1.29	1.38
Interest lost	$48,707	$71,037	$58,223	$46,198	$45,089

*	Amounts as of December 31, 2008 exclude assets from discontinued operations. Non performing loans and other real estate from discontinued operations amounted to $3 million and $0.9 million, respectively, as of December 31, 2008.

equivalent of AAA by the major rating agencies. A substantial portion of these instruments are guaranteed by mortgages, a U.S. government sponsored entity or the full faith and credit of the U.S. Government.
     At December 31, 2008, the Corporation’s credit exposure was centered in its $26.3 billion total loan portfolio, which represented 73% of its earning assets. The portfolio composition for the last five years is presented in Table G.
     The Corporation manages the exposure to a single borrower, industry or product type through participations and loan sales. The Corporation maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.
     The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses, as well as corporate borrowers engaged in a wide variety of industries. Only 313 of these commercial lending relationships have credit relations with an aggregate exposure of $10 million or more. At December 31, 2008, highly leveraged transactions and credit facilities to finance speculative real estate ventures amounted to $132 million, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits.
     The disrupted financial market conditions that commenced in 2007 continued to affect the economy and the financial services sector in 2008. During 2009, the Corporation expects continued market turbulence and economic uncertainty. The impact of the housing downturn and the broader economic slowdown has been significant and the length and intensity of the downturn remains unclear. Continued deterioration of the housing markets and the economy in general will negatively impact the credit quality of our loan portfolios and may result in a higher provision for loan losses in future periods.
     During 2008, management executed a series of actions to mitigate its credit risk exposure in the U.S. mainland. These actions included the closure of PFH’s retail branch network which served principally the subprime sector. Also, the Corporation exited the lending business of E-LOAN which also faced high credit losses, particularly in its HELOC and closed-end second lien loan portfolios. In the case of the banking operations, the Corporation approved a plan to close, consolidate or sell underperforming branches and exit lending businesses that do not generate deposits or fee income. The Corporation has significantly curtailed the production of non-traditional mortgages as it ceased to originate non-conventional mortgage loans in its U.S. operations. This initiative was part of the BPNA Restructuring Plan implemented in the fourth quarter of 2008. The non-conventional mortgage unit is currently focused on servicing the runoff portfolio and restructuring loans that have or show signs of credit deterioration.
     Management continues to refine the Corporation’s credit standards to meet the changing economic environment. The Corporation has adjusted its underwriting criteria, as well as enhanced its line management and collection strategies, in an

64     POPULAR, INC. 2008 ANNUAL REPORT
attempt to mitigate losses. The commercial banking group restructured and strengthened several areas to manage more effectively the current scenario, focusing strategies on critical steps in the origination and portfolio management processes to ensure the quality of incoming loans as well as detect and manage potential problem loans early. The consumer lending area also tightened underwriting standards across all business lines and reduced its exposure in areas that are more likely to be impacted under the current economic conditions. It also invested in analytical tools to enhance collection practices, redesigned operational processes and improved workforce productivity through training and revision of incentive programs. The changes both in the commercial and individual credit areas have placed the Corporation in a stronger position to manage what looks to be another challenging year in terms of credit quality.
Geographical and Government Risk
The Corporation is also exposed to geographical and government risk. The Corporation’s assets and revenue composition by geographical area and by business segment is presented in Note 35 to the consolidated financial statements.
     A significant portion of the Corporation’s financial activities and credit exposure is concentrated in Puerto Rico (the “Island”). Consequently, its financial condition and results of operations are dependent on the Island’s economic conditions. The weak fiscal position of the Puerto Rico Government and strained consumer finances, which were impacted by the effects of rising unemployment rates, oil prices, utilities and taxes, among others, has affected the Puerto Rico economy considerably. The current state of the economy and uncertainty in the private and public sectors has had an adverse effect on the credit quality of the Corporation’s loan portfolios.
     This decline in the Island’s economy has resulted in, among other things, a downturn in the Corporation’s loan originations, an increase in the level of its non-performing assets and loan loss provisions, particularly in the Corporation’s commercial and construction loan portfolios, an increase in the rate of foreclosure loss on mortgage loans and a reduction in the value of its loans and loan servicing portfolio, all of which have adversely affected its profitability. If the decline in economic activity continues, there could be further adverse effects on the Corporation’s profitability. The economic slowdown could cause those adverse effects to continue, as delinquency rates may increase in the short-term, until more sustainable growth resumes. Also, a potential reduction in consumer spending may also impact growth in the Corporation’s other interest and non-interest revenue sources.
     Puerto Rico’s general obligation ratings (“Puerto Rico ratings”) are investment-grade, and remain unchanged since 2007 when the debt was downgraded by Moody’s Investor Services to “Baa3.” In 2006, Standard & Poor’s (“S&P”) downgraded Puerto Rico ratings to “BBB-”. Both rating agencies maintain a stable outlook. The primary factors behind the rating downgrades are the ongoing recession in Puerto Rico since 2006 and its impact on tax receipts. The Commonwealth government has been unable to resolve its structural deficit and this is a major area of concern for the rating agencies. General fund net revenues were down 3 percent during the first six months of fiscal year 2009 (July to December 2008), according to the Puerto Rico Treasury Department. Moody’s “Baa3” rating and S&P’s “BBB-” take into consideration Puerto Rico’s fiscal challenges. Both ratings stand one notch above non-investment grade. Other factors could trigger an outlook change, such as the government’s ability to implement meaningful steps to curb operating expenditures or if the decline in government revenues continues for a longer time period.
     At December 31, 2008, the Corporation had $1.0 billion of credit facilities granted to or guaranteed by the P.R. Government and its political subdivisions, of which $215 million were uncommitted lines of credit, compared to $1.0 billion and $150 million, respectively, as of December 31, 2007. Of these total credit facilities granted, $943 million in loans were outstanding at December 31, 2008, compared to $914 million at December 31, 2007. A substantial portion of the Corporation’s credit exposure to the Government of Puerto Rico are either collateralized loans or obligations that have a specific source of income or revenues identified for its repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as water and electric power utilities. Public corporations have varying degrees of independence from the Central Government and many receive appropriations or other payments from it. The Corporation also has loans to various municipalities for which the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. Another portion of these loans consists of special obligations of various municipalities that are payable from the basic real and personal property taxes collected within such municipalities. The good faith and credit obligations of the municipalities have a first lien on the basic property taxes.
     Furthermore, as of December 31, 2008, the Corporation had outstanding $386 million in Obligations of Puerto Rico, States and Political Subdivisions as part of its investment portfolio. Refer to Notes 6 and 7 to the consolidated financial statements for additional information. Of that total, $363 million was exposed to the creditworthiness of the Puerto Rico Government and its municipalities. Of that portfolio, $47 million was in the form of Puerto Rico Commonwealth Appropriation Bonds, which are currently rated Ba1, one notch below investment grade, by Moody’s, while S&P rates them as investment grade. At December

31, 2008, the Puerto Rico Commonwealth Appropriation Bonds represented approximately $3.2 million in unrealized losses in the Corporation’s portfolio of investment securities available-for-sale. The Corporation is closely monitoring the political and economic situation of the Island and evaluates the portfolio for any declines in value that management may consider being other-than-temporary. Management has the intent and ability to hold these investments for a reasonable period of time or up to maturity for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
     As further detailed in Notes 6 and 7 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government sponsored entities. In addition, $187 million of residential mortgages and $406 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2008.
Non-Performing Assets
A summary of non-performing assets by loan categories and related ratios is presented in Table N. Non-performing assets include past-due loans that are no longer accruing interest, renegotiated loans and real estate property acquired through foreclosure.
     Non-performing commercial loans as of December 31, 2008 reflected an increase of $198 million from December 31, 2007 mainly due to the continuous downturn in the U.S. economy and the recessionary economy in Puerto Rico that is now entering its fourth year. The percentage of non-performing commercial loans to commercial loans held-in-portfolio rose from 1.95% at the end of 2007 to 3.41% at the same date in 2008. For December 31, 2006, this ratio was 1.21%. Non-performing commercial loans increased from December 31, 2007 to the same date in 2008 primarily in the Banco Popular de Puerto Rico reportable segment by $138 million and in the Banco Popular North America reportable segment by $70 million. There were two commercial loan relationships greater than $10 million in non-accrual status at December 31, 2008, both pertaining to the Puerto Rico operations. These particular commercial loans are to customers in the commercial real estate and meat by-products processing industries. Commercial loans considered impaired under the Corporation’s criteria for SFAS No. 114 amounted to $447 million at December 31, 2008, compared with $322 million at the same date in 2007. The specific reserves for the impaired commercial loans at December 31, 2008 amounted to $61 million.
     Non-performing construction loans increased $224 million from the end of 2007 to December 31, 2008 primarily in the Banco Popular de Puerto Rico reportable segment by $168 million and in the Banco Popular North America reportable segment by $62 million. The construction loans in non-performing status are primarily residential real estate construction loans which had been adversely impacted by general market economic conditions, decreases in property values, the tightening of credit origination standards and oversupply in certain areas. There were six construction loan relationships greater than $10 million in non-accrual status at December 31, 2008. Historically, the Corporation’s loss experience with real estate construction loans has been relatively low due to the sufficiency of the underlying real estate collateral. In the current stressed housing market, the value of the collateral securing the loan has become one of the most important factors in determining the amount of loss incurred and the appropriate level of the allowance for loan losses. As further described in the Allowance for Loan Losses section of this MD&A, management has increased the allowance for loan losses through specific reserves for the construction loans considered impaired under SFAS No. 114. Construction loans considered impaired under the Corporation’s criteria for SFAS 114 amounted to $375 million at December 31, 2008. The specific reserves for impaired construction loans amounted to $120 million at December 31, 2008.
     The reduction in non-performing mortgage loans held-in-portfolio from December 31, 2007 to December 31, 2008 by $10 million was associated in part to the reclassification of $2 million in non-performing mortgage loans of PFH to “Assets from discontinued operations” in the consolidated statement of condition as of December 31, 2008. PFH had $179 million in non-performing mortgage loans as of December 31, 2007. This was offset in part by increases in non-performing mortgage loans in both the Banco Popular de Puerto Rico and Banco Popular North America reportable segments by $80 million and $89 million, respectively. Mortgage loans net charge-offs in the Puerto Rico operations for the year ended December 31, 2008 amounted to approximately $2.9 million. Banco Popular de Puerto Rico reportable segment’s mortgage loan portfolio averaged approximately $2.8 billion for the year ended December 31, 2008. Mortgage loans net charge-offs in the Banco Popular North America reportable segment amounted to $50.0 million for the year ended December 31, 2008, an increase of $35.7 million compared to the previous year. This increase was related to the slowdown in the United States housing sector. The declines in residential real estate values, coupled with the reduced ability of certain homeowners to refinance or repay their residential real estate obligations, have led to higher delinquencies and losses in residential real estate loans. Banco Popular North America’s non-conventional mortgages reported a total of $76 million worth of loan modifications at December 31, 2008. These modifications were considered trouble debt restructures (“TDR”) since they involved granting a concession to borrowers under financial difficulties. Although SFAS No. 114 excludes large groups of smaller-balance homogenous loans that are collectively evaluated

66     POPULAR, INC. 2008 ANNUAL REPORT
Table O
Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)	2008		2007		2006		2005		2004

Balance at beginning of year	$548,832		$522,232		$461,707		$437,081		$408,542
Allowances acquired	—		7,290		—		6,291		13,588
Provision for loan losses	991,384		341,219		187,556		121,985		133,366
Impact of change in reporting period*	—		—		—		1,586		—

	1,540,216		870,741		649,263		566,943		555,496

Charge-offs:
Commercial	184,578		94,992		54,724		64,559		62,491
Construction	120,425		—		—		—		994
Lease financing	22,761		23,722		24,526		20,568		37,125
Mortgage	53,303		15,889		4,465		4,908		5,367
Consumer	264,437		173,937		125,350		85,068		82,935

	645,504		308,540		209,065		175,103		188,912

Recoveries:
Commercial	15,167		18,280		17,195		21,965		19,626
Construction	—		1,606		22		—		—
Lease financing	3,934		8,695		10,643		10,939		11,385
Mortgage	425		421		526		301		531
Consumer	26,014		28,902		27,327		26,292		25,927

	45,540		57,904		55,713		59,497		57,469

Net loans charged-off:
Commercial	169,411		76,712		37,529		42,594		42,865
Construction	120,425		(1,606)		(22)		—		994
Lease financing	18,827		15,027		13,883		9,629		25,740
Mortgage	52,878		15,468		3,939		4,607		4,836
Consumer	238,423		145,035		98,023		58,776		57,008

	599,964		250,636		153,352		115,606		131,443

Write-downs related to loans transferred to loans held-for-sale	12,430		—		—		—		—
Change in allowance for loan losses from discontinued operations**	(45,015)		(71,273)		26,321		10,370		13,028

Balance at end of year	$882,807		$548,832		$522,232		$461,707		$437,081

Loans held-in-portfolio:
Outstanding at year end	$25,732,873		$28,021,456		$32,017,017		$31,011,026		$27,991,533
Average	26,162,786		24,908,943		23,533,341		21,280,242		17,315,966
Ratios:
Allowance for loan losses to year end loans held-in-portfolio	3.43%		1.96%		1.63%		1.49%		1.56%
Recoveries to charge-offs	7.05		18.77		26.65		33.98		30.42
Net charge-offs to average loans held-in-portfolio	2.29		1.01		0.65		0.54		0.76
Net charge-offs earnings coverage	1.29	x	2.53	x	4.87	x	6.84	x	5.14	x
Allowance for loan losses to net charge-offs	1.47		2.19		3.41		3.99		3.33
Provision for loan losses to:
Net charge-offs	1.65		1.36		1.22		1.06		1.01
Average loans held-in-portfolio	3.79%		1.37%		0.80%		0.57%		0.77%
Allowance to non-performing assets	68.30		64.41		65.08		73.69		71.22
Allowance to non-performing loans	73.40		71.21		72.78		84.33		78.89

*	Represents the net effect of provision for loan losses, less net charge-offs corresponding to the impact of the change in fiscal period at certain subsidiaries (change from fiscal to calendar reporting year for non-banking subsidiaries).

**	A positive amount represents higher provision for loan losses recorded during the period compared to net charge-offs, and vice versa for a negative amount.

Table P
Allocation of the Allowance for Loan Losses

As of December 31,
(Dollars in millions)	2008		2007		2006		2005		2004
		Percentage of		Percentage of		Percentage of		Percentage of		Percentage of
	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each
	for	Category to	for	Category to	for	Category to	for	Category to	for	Category to
	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*

Commercial	$294.6	53.0%	$139.0	48.8%	$171.3	40.9%	$171.7	38.0%	$169.4	37.1%
Construction	170.3	8.6	83.7	6.9	32.7	4.4	12.7	2.7	9.6	1.8
Lease financing	22.0	2.9	25.6	3.9	24.8	3.8	27.6	4.2	28.7	4.2
Mortgage	106.3	17.4	70.0	21.7	92.2	34.6	72.7	39.7	67.7	42.5
Consumer	289.6	18.1	230.5	18.7	201.2	16.3	177.0	15.4	161.7	14.4

Total	$882.8	100.0%	$548.8	100.0%	$522.2	100.0%	$461.7	100.0%	$437.1	100.0%

*	Note: For purposes of this table, the term loans refers to loans held-in-portfolio (excludes loans held-for-sale).

for impairment (e.g. mortgage loans), it specifically requires its application to modifications considered TDR. These TDR mortgage loans were evaluated for impairment resulting in a reserve of $14 million at December 31, 2008. There were no commitments outstanding at December 31, 2008 to provide additional funding on these TDR mortgage loans. Non-performing mortgage loans decreased by $150 million, or 30%, from December 31, 2006 to the same date in 2007. The decline was directly related to the 2007 PFH loan recharacterization transaction which resulted in a reduction in non-performing mortgage loans of approximately $316 million, partially offset by increases in non-performing mortgage loans in PFH’s remaining owned portfolio, the Puerto Rico operations and BPNA. The increase at the BPPR and BPNA reportable segments was mainly due to the continued deterioration in the subprime market in the U.S. mainland, as well as higher delinquencies triggered by deteriorating economic conditions in Puerto Rico. Ratios of mortgage loans net charge-offs as a percentage of average mortgage loans held-in-portfolio are presented later in the Allowance for Loan Losses section of this MD&A.
     The increase in non-performing consumer loans by $19 million from December 31, 2007 to the same date in 2008 was principally associated with the Banco Popular North America reportable segment which increased by $24 million. E-LOAN reported an increase of $18 million. The increase in the U.S. mainland non-performing consumer loans was mainly attributed to the home equity lines of credit and second lien mortgage loans, which are categorized by the Corporation as consumer loans. With the downsizing of E-LOAN in late 2007, this subsidiary ceased originating these types of loans. The increase in non-performing consumer loans was in part offset by the reduction in PFH of $6 million due to the sale of its portfolio and the discontinuance of the business. Non-performing consumer loans at December 31, 2007 remained at a level very close to 2006, in part, because the portfolio growth in consumer loans was mostly in credit cards which are not placed in non-accrual status under the Corporation’s policy and in home equity lines of credit which, at that time, were a relatively newly originated portfolio from the 2007 vintage.
     Other real estate, which represents real estate property acquired through foreclosure, increased by $8 million from December 31, 2007 to the same date in 2008. This increase was principally due to an increase in the Banco Popular North America reportable segment by $28 million and Banco Popular de Puerto Rico reportable segment by $12 million, which was partially offset by $32 million in other real estate pertaining to PFH as of December 31, 2007. At December 31, 2006, PFH had $57 million in other real estate, which is included as part of other real estate in Table N. The slowdown in the housing market and continued economic deterioration in certain geographic areas also has a softening effect on the market for resale of repossessed real estate properties. Defaulted loans have increased, and these loans move through the default process to the other real estate classification. The combination of increased flow of defaulted loans from the loan portfolio to other real estate owned and the slowing of the liquidation market has resulted in an increase in the number of units on hand.
     Under standard industry practice, closed-end consumer loans are not customarily placed on non-accrual status prior to being charged-off. Excluding the closed-end consumer loans from non-accruing, adjusted non-performing assets would have been $1.2 billion at December 31, 2008, $803 million as of December 31, 2007 and $754 million at December 31, 2006.
     Once a loan is placed in non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. Refer to Table N for information on the interest income that would have been realized had these loans been performing in accordance with their original terms.

68     POPULAR, INC. 2008 ANNUAL REPORT
     In addition to the non-performing loans included in Table N, there were $206 million of loans at December 31, 2008, which in management’s opinion are currently subject to potential future classification as non-performing and are considered impaired under SFAS No. 114, compared to $50 million at December 31, 2007 and $103 million at December 31, 2006. The increase from 2007 to 2008 was mainly related to commercial and construction loans in Puerto Rico. The decline from December 31, 2006 to the same date in 2007 was mainly due to a particular commercial lending relationship in the Corporation’s Puerto Rico banking operations.
     Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies as a percentage of their related portfolio category at December 31, 2008 and 2007 are presented below.

(Dollars in millions)	2008	2007

Loans delinquent 30 days or more	$2,547	$2,011

Total delinquencies as a percentage of total loans:
Commercial	6.74%	4.09%
Construction	19.33	11.21
Lease financing	4.95	4.36
Mortgage	18.51	12.28
Consumer	6.12	4.75

Total	9.69%	6.72%

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
Allowance for Loan Losses
The allowance for loan losses, which represents management’s estimate of credit losses inherent in the loan portfolio, is maintained at a sufficient level to provide for these estimated loan losses based on evaluations of inherent risks in the loan portfolios. The Corporation’s management evaluates the adequacy of the allowance for loan losses on a monthly basis. In this evaluation, management considers current economic conditions and the resulting impact on Popular’s loan portfolio, the composition of the portfolio by loan type and risk characteristics, historical loss experience, loss volatility, results of periodic credit reviews of individual loans, regulatory requirements and loan impairment measurement, among other factors. The increase in the Corporation’s allowance for loan losses level as of December 31, 2008 reflects the prevailing negative economic outlook, and specific reserves for commercial, construction and troubled debt restructured mortgage loans considered impaired under SFAS No. 114.
     The Corporation’s methodology to determine its allowance for loan losses is based on SFAS No. 114. Under SFAS No. 114, commercial and construction loans over a predetermined amount are identified for evaluation on an individual basis, and specific reserves are calculated based on impairment analyses. SFAS No. 5 provides for the recognition of a loss contingency for a group of homogeneous loans, which are not individually evaluated under SFAS No. 114, when it is probable that a loss has been incurred and the amount can be reasonably estimated. To determine the allowance for loan losses under SFAS No. 5, the Corporation uses historical net charge-offs and volatility experience segregated by loan type and legal entity.
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
     The allowance for loan losses increased from December 31, 2007 to December 31, 2008 by $334 million. The increase is mainly the result of additional reserves for specific commercial and construction loans considered impaired, as well as for certain troubled debt restructured mortgage loans, and higher reserves for Popular’s U.S. mainland consumer loan portfolio (mainly home equity lines of credit). The allowance for loan losses for commercial and construction credits has been increased based on proactive identification of risk and thorough borrower analysis.

     Historically, the Corporation’s loss experience with real estate construction loans has been relatively low due to the sufficiency of the underlying real estate collateral. In the current stressed housing market, the value of the collateral securing the loan has become one of the most important factors in determining the amount of loss incurred and the appropriate level of allowance for loan losses. Management has increased the allowance for loan losses for construction mainly through specific reserves for the loans considered impaired under SFAS No. 114.
     Under SFAS No. 114, the Corporation considers a commercial borrower to be impaired when the outstanding debt amounts to $250,000 or more and interest and / or principal is past due 90 days or more, or, when the outstanding debt amounts to $500,000 or more and based on current information and events, management considers that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. Also, the Corporation considers certain mortgage loans that had been negotiated under troubled debt restructurings as part of its SFAS No. 114 evaluation.
     The Corporation’s recorded investment in impaired commercial, construction and mortgage troubled debt restructured loans and the related valuation allowance calculated under SFAS No. 114 as of December 31, 2008, 2007 and 2006 were:

	2008		2007		2006
	Recorded	Valuation	Recorded	Valuation	Recorded	Valuation
(In millions)	Investment	Allowance	Investment	Allowance	Investment	Allowance

Impaired loans:
Valuation allowance	$664.9	$194.7	$174.0	$54.0	$125.7	$37.0
No valuation allowance required	232.7	—	147.7	—	82.5	—

Total impaired loans	$897.6	$194.7	$321.7	$54.0	$208.2	$37.0

     With respect to the $233 million portfolio of impaired commercial loans (including construction) for which no allowance for loan losses was required as of December 31, 2008, management followed the SFAS No. 114 guidance. As prescribed by SFAS No. 114, when a loan is impaired, the measurement of the impairment may be based on: (1) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate; (2) the observable market price of the impaired loan; or (3) the fair value of the collateral if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. The $898 million impaired loans included in the table above as of December 31, 2008 were collateral dependent loans in which management performed a detailed analysis based on the fair value of the collateral less estimated costs to sell and determined if the collateral was deemed adequate to cover any losses.
     Refer to Table O for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years.
     Table P details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.
     The following table presents net charge-offs to average loans held-in-portfolio by loan category for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006

Commercial	1.24%	0.58%	0.31%
Construction	5.81	(0.10)	—
Lease financing	1.72	1.28	1.08
Mortgage	1.17	0.35	0.09
Consumer	4.95	3.25	2.15

Total	2.29%	1.01%	0.65%

     The ratios of net charge-offs to average loans held-in-portfolio exclude the discontinued operations of PFH for all periods presented in the above table for comparative purposes. Non-performing assets and the allowance for loan losses by loan type include the discontinued operations for 2007 and earlier years. As of December 31, 2008, the discontinued operations of PFH only had a $7 million loan portfolio that was accounted at fair value.
     The increase in commercial loans net charge-offs for the year ended December 31, 2008, compared to the previous year, was mostly associated with continued deterioration in the economic conditions in Puerto Rico and the U.S mainland which are both experiencing a recessionary cycle. Credit deterioration trends have been reflected across all industry sectors. The ratio of commercial loans net charge-offs to average commercial loans held-in-portfolio in the Banco Popular de Puerto Rico reportable segment was 1.60% for the year ended December 31, 2008, compared to 0.72% for 2007 and 0.36% for 2006. Also, an increase was experienced in the Banco Popular North America reportable segment, which had reported a ratio of 0.76% for the year 2008, compared with 0.35% for 2007 and 0.23% for 2006. The allowance for loan losses corresponding to commercial loans held-in-portfolio represented 2.16% of that portfolio at December 31, 2008, compared with 1.02% in 2007 and 1.31% in 2006. The ratio of allowance to non-performing loans in the commercial loan category was 63.39% at the end of 2008, compared with 52.10% in 2007 and 108.27% in 2006.
     The increase in construction loans net charge-offs for the year ended December 31, 2008, compared to 2007, was related to the Corporation’s Puerto Rico and U.S. mainland operations. The ratio of construction loans net charge-offs to average construction loans held-in-portfolio in the Banco Popular de Puerto Rico

70   POPULAR, INC. 2008 ANNUAL REPORT
reportable segment was 4.83% for the year ended December 31, 2008. Also, the Banco Popular North America reportable segment experienced an increase with a ratio of 7.54% for the year 2008. The construction loans charge-offs for the year ended December 31, 2008 included approximately $32 million in a $51 million syndicated commercial loan that was placed in non-performing status during the quarter ended March 31, 2008 and for which the Corporation established a specific reserve based on a third-party appraisal of value of the collateral less estimated cost to sell at that time. This syndicated commercial loan is collateralized by a marina, commercial real estate, and a high-end apartment complex in the U.S. Virgin Islands. During the fourth quarter of 2008, the Corporation charged-off $22 million in a construction loan which was considered a trouble debt restructure and was reserved under SFAS No. 114. The Corporation also recorded construction loans net charge-offs of $20.5 million during the quarter ended September 30, 2008 at BPNA. Management has identified construction loans considered impaired under SFAS No. 114 and established specific reserves based on the value of the collateral. The allowance for loan losses corresponding to construction loans represented 7.70% of that portfolio at December 31, 2008, compared with 4.31% in 2007 and 2.30% in 2006. The ratio of allowance to non-performing loans in the construction loan category was 53.32% at the end of 2008, compared with 87.86% in 2007.
     The Corporation’s allowance for loan losses for mortgage loans held-in-portfolio represented 2.38% of that portfolio at December 31, 2008, compared with 1.15% in 2007 and 0.83% in 2006. Mortgage loans net charge-offs as a percentage of average mortgage loans held-in-portfolio for the continuing operations increased primarily in the U.S. mainland operations. The Banco Popular North America reportable segment reported a ratio of mortgage loans net charge-offs to average mortgage loans held-in-portfolio of 2.91% for the year ended December 31, 2008, compared with 0.89% for the previous year. Deteriorating economic conditions in the U.S. mainland housing market have impacted the mortgage industry delinquency rates. As a result of higher delinquency and net charge-offs, BPNA recorded a higher provision for loan losses in 2008 to cover for inherent losses in this portfolio. The general level of property values in the U.S., as measured by several indexes widely followed by the market, has declined. These declines are the result of ongoing market adjustments that are aligning property values with income levels and home inventories. The supply of homes in the market has increased substantially, and additional property value decreases may be required to clear the overhang of excess inventory in the U.S. market. Declining property values could impact the credit quality of the Corporation’s U.S. mortgage loan portfolio because the value of the homes underlying the loans is a primary source of repayment in the event of foreclosure. Mortgage loans net charge-offs in the Banco Popular de Puerto Rico reportable segment amounted to $2.9 million for 2008, compared to net charge-offs of $1.2 million in 2007 and net charge-offs of $0.1 million in 2006. The slowdown in the housing sector in Puerto Rico has begun to put pressure on home prices and reduce sale activity. The ratio of mortgage loans net charge-offs to average mortgage loans held-in-portfolio for the BPPR reportable segment mortgage loans portfolio was 0.10% for the year ended December 31, 2008, compared to 0.04% for 2007. BPPR’s mortgage loans are fixed-rate fully amortizing, full-documentation loans that do not have the level of layered risk associated with subprime loans offered by certain major U.S. mortgage loan originators. Deteriorating economic conditions have impacted the mortgage delinquency rates in Puerto Rico increasing the levels of non-accruing mortgage loans. However, BPPR has not experienced significant increases in losses to date.
     Consumer loans net charge-offs as a percentage of average consumer loans held-in-portfolio rose mostly due to higher delinquencies in the U.S. mainland and in Puerto Rico. Consumer loans net charge-offs in the BPNA reportable segment rose for the year ended December 31, 2008, when compared with the previous year, by $70.9 million. The ratio of consumer loans net charge-offs to average consumer loans held-in-portfolio in the Banco Popular North America reportable segment was 6.89% for 2008, compared to 1.83% for 2007 and 1.47% for 2006. This increase was principally related to home equity lines of credit and second lien mortgage loans which are categorized by the Corporation as consumer loans. A home equity line of credit is a loan secured by a primary residence or second home. Home price declines coupled with the fact that most home equity loans are secured by second lien positions have significantly reduced and, in some cases, resulted in no collateral value after consideration of the first lien position. This drove more severe charge-offs as borrowers defaulted. E-LOAN represented approximately $52.7 million of that increase in the net charge-offs in consumer loans held-in-portfolio for the BPNA reportable segment. With the downsizing of E-LOAN in late 2007, this subsidiary ceased originating these types of loans. Consumer loans net charge-offs in the Banco Popular de Puerto Rico reportable segment rose for the year ended December 31, 2008, when compared with the previous year, by $22.5 million. The ratio of consumer loans net charge-offs to average consumer loans held-in-portfolio in the Banco Popular de Puerto Rico reportable segment was 4.21% for 2008, compared to 3.73% for 2007 and 2.43% for 2006. The allowance for loan losses for consumer loans held-in-portfolio represented 6.23% of that portfolio at December 31, 2008, compared with 4.39% in 2007 and 3.86% in 2006. The increase in this ratio was the result of increased levels of delinquencies and charge-offs.
     The Corporation maintains a reserve of approximately $15.5 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit. The estimated reserve is principally based on the expected draws on these facilities using historical trends and the application of the corresponding reserve factors determined under the Corporation’s allowance for loan losses methodology. This reserve for unfunded exposures remains separate and distinct from the allowance for loan losses and is reported as part of other liabilities in the consolidated statement of condition.
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
     Operational risks fall into two major categories: business specific and corporate-wide affecting all business lines. The primary responsibility for the day-to-day management of business specific risks relies on business unit managers. Accordingly, business unit managers are responsible for ensuring that appropriate risk containment measures, including corporate-wide or business segment specific policies and procedures, controls and monitoring tools, are in place to minimize risk occurrence and loss exposures. Examples of these include personnel management practices, data reconciliation processes, transaction processing monitoring and analysis and contingency plans for systems interruptions. To manage corporate-wide risks, specialized groups such as Legal, Information Security, Business Continuity, Finance and Compliance, assist the business units in the development and implementation of risk management practices specific to the needs of the individual businesses.
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
Recently Issued Accounting Pronouncements and Interpretations
SFAS No. 141-R “Statement of Financial Accounting Standards No. 141(R), Business Combinations (a revision of SFAS No. 141)”
SFAS No. 141(R), issued in December 2007, will significantly change how entities apply the acquisition method to business combinations. The most significant changes affecting how the Corporation will account for business combinations under this statement include the following: the acquisition date will be the date the acquirer obtains control; all (and only) identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree will be stated at fair value on the acquisition date; assets or liabilities arising from noncontractual contingencies will be measured at their acquisition date at fair value only if it is more likely than not that they meet the definition of an asset or liability on the acquisition date; adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year; acquisition-related restructuring costs that do not meet the criteria in SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” will be expensed as incurred; transaction costs will be expensed as incurred; reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period; and the allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, SFAS No. 141(R) will require new and modified disclosures surrounding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and an enhanced goodwill rollforward. The Corporation will be required to prospectively apply SFAS No. 141(R) to all business combinations completed on or after January 1, 2009. Early adoption is not permitted. For business combinations in which the acquisition date was before the effective date, the provisions of SFAS No. 141(R) will apply to the subsequent accounting for deferred income tax valuation allowances and income tax contingencies and will require any changes in those amounts to be recorded in earnings. Management will evaluate the impact of SFAS No. 141(R) on business combinations consumated in 2009 and beyond.

72     POPULAR, INC. 2008 ANNUAL REPORT
SFAS No. 160 “Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51”
In December 2007, the FASB issued SFAS No. 160, which amends ARB No. 51, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 will require entities to classify noncontrolling interests as a component of stockholders’ equity on the consolidated financial statements and will require subsequent changes in ownership interests in a subsidiary to be accounted for as an equity transaction. Additionally, SFAS No. 160 will require entities to recognize a gain or loss upon the loss of control of a subsidiary and to remeasure any ownership interest retained at fair value on that date. This statement also requires expanded disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective on a prospective basis for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which are required to be applied retrospectively. Early adoption is not permitted. Management is evaluating the effects, if any, that the adoption of this statement will have on its consolidated financial statements. The effects, if any, are not expected to be material.
SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities”
In March 2008, the FASB issued SFAS No. 161, an amendment of SFAS No. 133. The standard requires enhanced disclosures about derivative instruments and hedged items that are accounted for under SFAS No. 133 and related interpretations. The standard will be effective for all of the Corporation’s interim and annual financial statements for periods beginning after November 15, 2008, with early adoption permitted. The standard expands the disclosure requirements for derivatives and hedged items and has no impact on how the Corporation accounts for these instruments. Management will be evaluating the enhanced disclosure requirements effective for the first quarter of 2009.
SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles”
SFAS No. 162, issued by the FASB in May 2008, identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” Management does not expect SFAS No. 162 to have a material impact on the Corporation’s consolidated financial statements. The Board does not expect that this statement will result in a change in current accounting practice. However, transition provisions have been provided in the unusual circumstance that the application of the provisions of this statement results in a change in accounting practice.
FASB Staff Position (FSP) FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions”
The objective of FSP FAS 140-3, issued by the FASB in February 2008, is to provide implementation guidance on whether the security transfer and contemporaneous repurchase financing involving the transferred financial asset must be evaluated as one linked transaction or two separate de-linked transactions.
     Current practice records the transfer as a sale and the repurchase agreement as a financing. FSP FAS 140-3 requires the recognition of the transfer and the repurchase agreement as one linked transaction, unless all of the following criteria are met: (1) the initial transfer and the repurchase financing are not contractually contingent on one another; (2) the initial transferor has full recourse upon default, and the repurchase agreement’s price is fixed and not at fair value; (3) the financial asset is readily obtainable in the marketplace and the transfer and repurchase financing are executed at market rates; and (4) the maturity of the repurchase financing is before the maturity of the financial asset. The scope of this FSP is limited to transfers and subsequent repurchase financings that are entered into contemporaneously or in contemplation of one another.
     The Corporation adopted FSP FAS 140-3 effective on January 1, 2009. The impact of this FSP is not expected to be material.
FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”
FSP FAS 142-3, issued by the FASB in April 2008, amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142 “Goodwill and Other Intangible Assets”. In developing these assumptions, an entity should consider its own historical experience in renewing or extending similar arrangements adjusted for entity’s specific factors or, in the absence of that experience, the assumptions that market participants would use about renewals or extensions adjusted for the entity specific factors.

     FSP FAS 142-3 shall be applied prospectively to intangible assets acquired after the effective date. This FSP was adopted by the Corporation on January 1, 2009. The Corporation will be evaluating the potential impact of adopting this FSP to prospective transactions.
FSP No. FAS 132(R)-1 “Employers’ Disclosures about Postretirement Benefit Plan Assets”
FSP No. FAS 132(R)-1 applies to employers who are subject to the disclosure requirements of FAS 132(R) and is effective for fiscal years ending after December 15, 2009. Early application is permitted. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative periods. The FSP requires the following additional disclosures: (a) the investment allocation decision making process, including the factors that are pertinent to an understanding of investment policies and strategies; (b) the fair value of each major category of plan assets, disclosed separately for pension plans and other postretirement benefit plans; (c) the inputs and valuation techniques used to measure the fair value of plan assets, including the level within the fair value hierarchy in which the fair value measurements in their entirety fall; and (d) significant concentrations of risk within plan assets. Additional detailed information is required for each category above. The Corporation will apply the new disclosure requirements commencing with the December 31, 2009 financial statements. This FSP impacts disclosures only and will not have an effect on the Corporation’s consolidated statements of condition or operations.
FSP No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”
FSP No. EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (“EPS”) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. This FSP shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this FSP. Early application is not permitted. This FSP will not have an impact on the Corporation’s EPS computation upon adoption.
EITF Issue No. 07-5 “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”
In June 2008, the EITF reached consensus on Issue No. 07-5. EITF Issue No. 07-5 provides guidance about whether an instrument (such as outstanding common stock warrants) should be classified as equity and not marked to market for accounting purposes. EITF Issue No. 07-5 is effective for financial statements for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The guidance in this issue shall be applied to outstanding instruments as of the beginning of the fiscal year in which this issue is initially applied. Adoption of EITF Issue No. 07-5 was evaluated by the Corporation in accounting for the warrant associated to a preferred stock issuance in December 2008. Based on management’s analysis of EITF Issue 07-5 and other accounting guidance, the warrant was classified as an equity instrument, and adoption of EITF Issue 07-5 will not have an effect at adoption. Refer to Note 20 to the consolidated financial statements for a description of the warrant issued in 2008.
EITF 08-6 “Equity Method Investment Accounting Considerations”
EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This EITF applies to all investments accounted for under the equity method. This issue is effective for fiscal years beginning on or after December 15, 2008. Early adoption is not permitted. EITF 08-6 provides guidance on (1) how the initial carrying value of an equity method investment should be determined, (2) how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed, (3) how an equity method investee’s issuance of shares should be accounted for, and (4) how to account for a change in an investment from the equity method to the cost method. Management is evaluating the impact that the adoption of EITF 08-6 could have on the Corporation’s financial condition or results of operations.
EITF 08-7 “Accounting for Defensive Intangible Assets”
EITF 08-7 clarifies how to account for defensive intangible assets subsequent to initial measurement. EITF 08-7 applies to acquired intangible assets in situations in which an entity does not intend to actively use the asset but intends to hold (lock up) the asset to prevent others from obtaining access to the asset (a defensive intangible asset), except for intangible assets that are used in research and development activities. A defensive intangible asset should be accounted for as a separate unit of accounting. A defensive intangible asset shall be assigned a useful life in accordance with paragraph 11 of SFAS. No 142. EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December

74       POPULAR, INC. 2008 ANNUAL REPORT
15, 2008. Management will be evaluating the impact of adopting this EITF for future acquisitions commencing in January 2009.

Glossary of Selected Financial Terms
Allowance for Loan Losses — The reserve established to cover credit losses inherent in loans held-in-portfolio.
Asset Securitization — The process of converting receivables and other assets that are not readily marketable into securities that can be placed and traded in capital markets.
Basis Point — Equals to one-hundredth of one percent. Used to express changes or differences in interest yields and rates.
Book Value Per Common Share — Total common shareholders’ equity divided by the total number of common shares outstanding.
Brokered Certificate of Deposit — Deposit purchased from a broker acting as an agent for depositors. The broker, often a securities broker-dealer, pools CDs from many small investors and markets them to financial institutions and negotiates a higher rate for CDs placed with the purchaser.
Cash Flow Hedge - A derivative designated as hedging the exposure to variable cash flows of a forecasted transaction.
Common Shares Outstanding — Total number of shares of common stock issued less common shares held in treasury.
Core Deposits — A deposit category that includes all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000, excluding brokered certificates of deposit with denominations under $100,000. These deposits are considered a stable source of funds.
Derivative — A contractual agreement between two parties to exchange cash or other assets in response to changes in an external factor, such as an interest rate or a foreign exchange rate.
Dividend Payout Ratio — Dividends paid on common shares divided by net income applicable to shares of common stock.
Duration — Expected life of a financial instrument taking into account its coupon yield / cost, interest payments, maturity and call features. Duration attempts to measure actual maturity, as opposed to final maturity. Duration measures the time required to recover a dollar of price in present value terms (including principal and interest), whereas average life computes the average time needed to collect one dollar of principal.
Earning Assets — Assets that earn interest, such as loans, investment securities, money market investments and trading account securities.
Efficiency Ratio — Non-interest expense divided by net interest income plus recurring non-interest income.
Effective Tax Rate — Income tax expense divided by income before taxes.
Fair Value Hedge — A derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment.
Gap — The difference that exists at a specific period of time between the maturities or repricing terms of interest-sensitive assets and interest-sensitive liabilities.
Goodwill — The excess of the purchase price of net assets over the fair value of net assets acquired in a business combination.
Interest-only Strip — The holder receives interest payments based on the current value of the loan collateral. High prepayments can return less to the holder than the dollar amount invested.
Interest Rate Caps / Floors — An interest rate cap is a contractual agreement between two counterparties in which the buyer, in return for paying a fee, will receive cash payments from the seller at specified dates if rates go above a specified interest rate level known as the strike rate (cap). An interest rate floor is a contractual agreement between two counterparties in which the buyer, in return for paying a fee, will receive cash payments from the seller at specified dates if interest rates go below the strike rate.
Interest Rate Swap — Financial transactions in which two counterparties agree to exchange streams of payments over time according to a predetermined formula. Swaps are normally used to transform the market exposure associated with a loan or bond borrowing from one interest rate base (fixed-term or floating rate).
Interest-Sensitive Assets / Liabilities — Interest-earning assets / liabilities for which interest rates are adjustable within a specified time period due to maturity or contractual arrangements.
Internal Capital Generation Rate — Rate at which a bank generates equity capital, computed by dividing net income (loss) less dividends by the average balance of stockholder’s equity for a given accounting period.
Net Charge — Offs — The amount of loans written-off as uncollectible, net of the recovery of loans previously written-off.

76     POPULAR, INC. 2008 ANNUAL REPORT
Net Income Applicable to Common Stock — Net income less dividends paid on the Corporation’s preferred stock.
Net Income Per Common Share — Basic — Net income applicable to common stock divided by the number of weighted-average common shares outstanding.
Net Income Per Common Share — Diluted — Net income applicable to common stock divided by the sum of weighted-average common shares outstanding plus the effect of common stock equivalents that have the potential to be converted into common shares.
Net Interest Income — The difference between the revenue generated on earning assets, less the interest cost of funding those assets.
Net Interest Margin — Net interest income divided by total average earning assets.
Net Interest Spread — Difference between the average yield on earning assets and the average rate paid on interest bearing liabilities, and the contribution of non-interest bearing funds supporting earning assets (primarily demand deposits and stockholders’ equity).
Non-Performing Assets — Includes loans on which the accrual of interest income has been discontinued due to default on interest and / or principal payments or other factors indicative of doubtful collection, loans for which the interest rates or terms of repayment have been renegotiated, and real estate which has been acquired through foreclosure.
Options Adjustable Rate Mortgage — Is an adjustable rate mortgage (“ARM”) which consists of taking an index (i.e. 12-month Treasury Average, Cost of Deposit Index, etc.), then adding a margin to total the final interest rate. Unlike other ARM’s where the principal and interest or simple interest payment is calculated from the total of the index and margin, the Options ARM may offer 4 monthly payment options every month depending on the loan program, giving the borrower the opportunity to choose which payment gets made based on the borrower’s economic condition at the time the payment is due. Four basic payment options that exist are the minimum payment option, interest-only payment, 30-year payment and 15-year payment.
Option Contract — Conveys a right, but not an obligation, to buy or sell a specified number of units of a financial instrument at a specific price per unit within a specified time period. The instrument underlying the option may be a security, a futures contract (for example, an interest rate option), a commodity, a currency, or a cash instrument. Options may be bought or sold on organized exchanges or over the counter on a principal-to-principal basis or may be individually negotiated. A call option gives the holder the right, but not the obligation, to buy the underlying instrument. A put option gives the holder the right, but not the obligation, to sell the underlying instrument.
Overcollaterization — A type of credit enhancement by which an issuer of securities pledged collateral in excess of what is needed to adequately cover the repayment of the securities plus a reserve. By pledging collateral with a higher face value than the securities being offered for sale, an issuer of mortgage-backed bonds can get a more favorable rating from a rating agency and also guard against the possibility that the bonds may be called before maturity because of mortgage prepayments.
Overhead Ratio — Operating expenses less non-interest income divided by net interest income.
Provision For Loan Losses — The periodic expense needed to maintain the level of the allowance for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends, and taking into account loan impairment and net charge-offs.
Return on Assets — Net income as a percentage of average total assets.
Return on Equity — Net income applicable to common stock as a percentage of average common stockholders’ equity.
Servicing Right — A contractual agreement to provide certain billing, bookkeeping and collection services with respect to a pool of loans.
Tangible Equity — Consists of stockholders’ equity less goodwill and other intangible assets.
Tier 1 Leverage Ratio — Tier 1 Risk-Based Capital divided by average adjusted quarterly total assets. Average adjusted quarterly assets are adjusted to exclude non-qualifying intangible assets and disallowed deferred tax assets.
Tier 1 Risk - Based Capital — Consists of common stockholders’ equity (including the related surplus, retained earnings and capital reserves), qualifying noncumulative perpetual preferred stock, senior perpetual preferred stock issued under the TARP Capital Purchase Program, qualifying trust preferred securities and minority interest in the equity accounts of consolidated subsidiaries, less goodwill and other disallowed intangible assets, disallowed portion of deferred tax assets and the deduction for nonfinancial equity investments.
Total Risk-Adjusted Assets — The sum of assets and credit equivalent off-balance sheet amounts that have been adjusted according to assigned regulatory risk weights, excluding the non-qualifying portion of allowance for loan and lease losses, goodwill and other intangible assets.
Total Risk-Based Capital — Consists of Tier 1 Capital plus the allowance for loan losses, qualifying subordinated debt and the allowed portion of the net unrealized gains on available-for-sale equity securities.
Treasury Stock — Common stock repurchased and held by the issuing corporation for possible future issuance.

78     POPULAR, INC. 2008 ANNUAL REPORT
Statistical Summary 2004-2008
Statements of Condition

	As of December 31,
(In thousands)	2008	2007	2006	2005	2004

Assets
Cash and due from banks	$784,987	$818,825	$950,158	$906,397	$716,459

Money market investments:
Federal funds sold and securities purchased under agreements to resell	519,218	883,686	286,531	740,770	879,321
Time deposits with other banks	275,436	123,026	15,177	8,653	319
Bankers’ acceptances	—	—	—	—	—

	794,654	1,006,712	301,708	749,423	879,640

Trading securities, at fair value	645,903	767,955	382,325	519,338	385,139
Investment securities available-for-sale, at fair value	7,924,487	8,515,135	9,850,862	11,716,586	11,162,145
Investment securities held-to-maturity, at amortized cost	294,747	484,466	91,340	153,104	340,850
Other investment securities, at lower of cost or realizable value	217,667	216,584	297,394	319,103	302,440
Loans held-for-sale, at lower of cost or market	536,058	1,889,546	719,922	699,181	750,728

Loans held-in-portfolio:	25,857,237	28,203,566	32,325,364	31,308,639	28,253,923
Less — Unearned income	124,364	182,110	308,347	297,613	262,390
Allowance for loan losses	882,807	548,832	522,232	461,707	437,081

	24,850,066	27,472,624	31,494,785	30,549,319	27,554,452

Premises and equipment, net	620,807	588,163	595,140	596,571	545,681
Other real estate	89,721	81,410	84,816	79,008	59,717
Accrued income receivable	156,227	216,114	248,240	245,646	207,542
Servicing Assets	180,306	196,645	164,999	141,489	57,183
Other assets	1,115,597	1,456,994	1,446,891	1,184,311	989,191
Goodwill	605,792	630,761	667,853	653,984	411,308
Other intangible assets	53,163	69,503	107,554	110,208	39,101
Assets from discontinued operations	12,587	—	—	—	—

	$38,882,769	$44,411,437	$47,403,987	$48,623,668	$44,401,576

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,293,553	$4,510,789	$4,222,133	$3,958,392	$4,173,268
Interest bearing	23,256,652	23,823,689	20,216,198	18,679,613	16,419,892

	27,550,205	28,334,478	24,438,331	22,638,005	20,593,160
Federal funds purchased and assets sold under agreements to repurchase	3,551,608	5,437,265	5,762,445	8,702,461	6,436,853
Other short-term borrowings	4,934	1,501,979	4,034,125	2,700,261	3,139,639
Notes payable	3,386,763	4,621,352	8,737,246	9,893,577	10,180,710
Subordinated notes	—	—	—	—	125,000
Other liabilities	1,096,229	934,372	811,424	1,240,002	821,491
Liabilities from discontinued operations	24,557	—	—	—	—

	35,614,296	40,829,446	43,783,571	45,174,306	41,296,853

Minority interest in consolidated subsidiaries	109	109	110	115	102

Stockholders’ equity:
Preferred stock	1,483,525	186,875	186,875	186,875	186,875
Common stock	1,773,792	1,761,908	1,753,146	1,736,443	1,680,096
Surplus	621,879	568,184	526,856	452,398	278,840
Retained earnings (deficit)	(374,488)	1,319,467	1,594,144	1,456,612	1,129,793
Treasury stock — at cost	(207,515)	(207,740)	(206,987)	(207,081)	(206,437)
Accumulated other comprehensive (loss) income, net of tax	(28,829)	(46,812)	(233,728)	(176,000)	35,454

	3,268,364	3,581,882	3,620,306	3,449,247	3,104,621

	$38,882,769	$44,411,437	$47,403,987	$48,623,668	$44,401,576

Statistical Summary 2004-2008
Statements of Operations

	For the year ended December 31,
(In thousands, except per
common share information)	2008	2007	2006	2005	2004

Interest Income:
Loans	$1,868,462	$2,046,437	$1,888,320	$1,537,340	$1,196,986
Money market investments	17,982	25,190	29,626	30,736	25,660
Investment securities	343,568	441,608	508,579	483,854	413,492
Trading securities	44,111	39,000	28,714	30,010	25,963

Total interest income	2,274,123	2,552,235	2,455,239	2,081,940	1,662,101
Less — Interest expense	994,919	1,246,577	1,200,508	859,075	543,267

Net interest income	1,279,204	1,305,658	1,254,731	1,222,865	1,118,834
Provision for loan losses	991,384	341,219	187,556	121,985	133,366

Net interest income after provision for loan losses	287,820	964,439	1,067,175	1,100,880	985,468
Net gain on sale and valuation adjustment of investment securities	69,716	100,869	22,120	66,512	15,254
Trading account profit (loss)	43,645	37,197	36,258	30,051	(159)
Gain on sale of loans and valuation adjustments on loans held-for-sale	6,018	60,046	76,337	37,342	30,097
All other operating income	710,595	675,583	635,794	598,707	539,945

	1,117,794	1,838,134	1,837,684	1,833,492	1,570,605

Operating Expenses:
Personnel costs	608,465	620,760	591,975	546,586	505,591
All other operating expenses	728,263	924,702	686,256	617,582	522,961

	1,336,728	1,545,462	1,278,231	1,164,168	1,028,552

(Loss) income from continuing operations before income tax	(218,934)	292,672	559,453	669,324	542,053
Income tax expense	461,534	90,164	139,694	142,710	110,343

Net gain of minority interest	—	—	—	—	—

(Loss) income from continuing operations before cumulative effect of accounting change	(680,468)	202,508	419,759	526,614	431,710
Cumulative effect of accounting change, net of tax	—	—	—	3,607	—

(Loss) income from continuing operations	(680,468)	202,508	419,759	530,221	431,710
(Loss) income from discontinued operations, net of tax	(563,435)	(267,001)	(62,083)	10,481	58,198

Net (Loss) Income	($1,243,903)	($64,493)	$357,676	$540,702	$489,908

Net (Loss) Income Applicable to Common Stock	($1,279,200)	($76,406)	$345,763	$528,789	$477,995

Basic EPS before cumulative effect of accounting change:
From Continuing Operations*	($2.55)	$0.68	$1.46	$1.93	$1.57
From Discontinued operations*	($2.00)	($0.95)	($0.22)	$0.04	$0.22

Total*	($4.55)	($0.27)	$1.24	$1.97	$1.79

Diluted EPS before cumulative effect of accounting change:
From Continuing Operations*	($2.55)	$0.68	$1.46	$1.92	$1.57
From Discontinued Operations*	($2.00)	($0.95)	($0.22)	$0.04	$0.22

Total*	($4.55)	($0.27)	$1.24	$1.96	$1.79

Basic EPS after cumulative effect of accounting change:
From Continuing Operations*	($2.55)	$0.68	$1.46	$1.94	$1.57
From Discontinued operations*	($2.00)	($0.95)	($0.22)	$0.04	$0.22

Total*	($4.55)	($0.27)	$1.24	$1.98	$1.79

Diluted EPS after cumulative effect of accounting change:
From Continuing Operations*	($2.55)	$0.68	$1.46	$1.93	$1.57
From Discontinued Operations*	($2.00)	($0.95)	($0.22)	$0.04	$0.22

Total*	($4.55)	($0.27)	$1.24	$1.97	$1.79

Dividends Declared per Common Share	$0.48	$0.64	$0.64	$0.64	$0.62

*	The average common shares used in the computation of basic earnings (losses) per common share were 281,079,201 for 2008; 279,494,150 for 2007; 278,468,552 for 2006; 267,334,606 for 2005 and 266,302,105 for 2004. The average common shares used in the computation of diluted earnings (losses) per common share were 281,079,201 for 2008, 279,494,150 for 2007; 278,703,924 for 2006; 267,839,018 for 2005; and 266,674,856 for 2004.

80     POPULAR, INC. 2008 ANNUAL REPORT
Statistical Summary 2004-2008
Average Balance Sheet and
Summary of Net Interest Income

On a Taxable Equivalent Basis*
(Dollars in thousands)	2008			2007
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest earning assets:
Money market investments	$699,922	$18,790	2.68%	$513,704	$26,565	5.17%

U.S. Treasury securities	463,268	21,934	4.73	498,232	21,164	4.25
Obligations of U.S. Government entities	4,793,935	243,709	5.08	6,294,489	310,632	4.93
Obligations of Puerto Rico, States and political subdivisions	254,952	16,760	6.57	185,035	12,546	6.78
Collateralized mortgage obligations and mortgage-backed securities	2,411,171	114,810	4.76	2,575,941	148,620	5.77
Other	266,306	14,952	5.61	273,558	14,085	5.15

Total investment securities	8,189,632	412,165	5.03	9,827,255	507,047	5.16

Trading account securities	664,907	47,909	7.21	652,636	40,408	6.19

Loans (net of unearned income)	26,471,616	1,888,786	7.14	25,380,548	2,068,078	8.15

Total interest earning assets/ Interest income	36,026,077	$2,367,650	6.57%	36,374,143	$2,642,098	7.26%

Total non-interest earning assets	3,417,397			3,054,948

Total assets from continuing operations	39,443,474			39,429,091

Total assets from discontinued operations	1,480,543			7,675,844

Total assets	$40,924,017			$47,104,935

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$10,548,563	$177,729	1.68%	$10,126,956	$226,924	2.24%
Time deposits	12,795,436	522,394	4.08	11,398,715	538,869	4.73
Short-term borrowings	5,115,166	168,070	3.29	8,315,502	424,530	5.11
Notes payable	2,263,272	126,726	5.60	1,041,410	56,254	5.40
Subordinated notes

Total interest bearing liabilities/ Interest expense	30,722,437	994,919	3.24	30,882,583	1,246,577	4.04

Total non-interest bearing liabilities	4,966,820			4,825,029

Total liabilities from continuing operations	35,689,257			35,707,612

Total liabilities from discontinued operations	1,876,465			7,535,897

Total liabilities	37,565,722			43,243,509

Stockholders’ equity	3,358,295			3,861,426

Total liabilities and stockholders’ equity	$40,924,017			$47,104,935

Net interest income on a taxable equivalent basis		$1,372,731			$1,395,521

Cost of funding earning assets			2.76%			3.43%

Net interest margin			3.81%			3.83%

Effect of the taxable equivalent adjustment		93,527			89,863

Net interest income per books		$1,279,204			$1,305,658

*	Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis.

Note:	Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

2006			2005			2004
Average		Average	Average		Average	Average		Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

$564,423	$31,382	5.56%	$797,166	$33,319	4.18%	$835,139	$25,660	3.07%

521,917	22,930	4.39	551,328	25,613	4.65	550,997	26,600	4.83

7,527,841	368,738	4.90	7,574,297	364,081	4.81	6,720,329	322,854	4.80

188,690	13,249	7.02	247,220	14,954	6.05	255,244	13,504	5.29

3,063,097	177,206	5.79	3,338,925	163,853	4.91	3,233,378	128,421	3.97
415,131	15,807	3.81	472,425	17,628	3.73	388,429	15,407	3.97

11,716,676	597,930	5.10	12,184,195	586,129	4.81	11,148,377	506,786	4.55

491,122	30,593	6.23	487,319	32,427	6.65	480,890	27,387	5.70

24,123,315	1,910,737	7.92	21,533,294	1,556,552	7.23	17,529,795	1,211,125	6.91

36,895,536	$2,570,642	6.97%	35,001,974	$2,208,427	6.31%	29,994,201	$1,770,958	5.90%

2,963,092			2,772,410			2,045,221

39,858,628			37,774,384			32,039,422

8,435,938			8,587,945			7,859,353

$48,294,566			$46,362,329			$39,898,775

$9,317,779	$157,431	1.69%	$9,408,358	$125,585	1.33%	$8,373,541	$92,026	1.10%
9,976,613	422,663	4.24	8,776,314	305,228	3.48	7,117,062	238,325	3.35
10,404,667	508,174	4.88	9,806,452	330,254	3.37	8,289,723	155,264	1.87
2,093,337	112,240	5.36	1,776,842	89,861	5.06	954,488	49,089	5.14
			119,178	8,147	6.84	125,000	8,563	6.85

31,792,396	1,200,508	3.78	29,887,144	859,075	2.87	24,859,814	543,267	2.19

4,626,272			4,736,829			4,519,131

36,418,668			34,623,973			29,378,945

8,134,625			8,463,548			7,616,693

44,553,293			43,087,521			36,995,638

3,741,273			3,274,808			2,903,137

$48,294,566			$46,362,329			$39,898,775

	$1,370,134			$1,349,352			$1,227,691

		3.25%			2.45%			1.81%

		3.72%			3.86%			4.09%

	115,403			126,487			108,857

	$1,254,731			$1,222,865			$1,118,834

82     POPULAR, INC. 2008 ANNUAL REPORT
Statistical Summary 2007-2008
Quarterly Financial Data

	2008				2007
(In thousands, except per	Fourth	Third	Second	First	Fourth	Third	Second	First
common share information)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Summary of Operations
Interest income	$541,542	$555,481	$565,258	$611,842	$651,407	$649,783	$632,366	$618,679
Interest expense	252,676	231,199	234,961	276,083	314,091	318,137	308,427	305,922

Net interest income	288,866	324,282	330,297	335,759	337,316	331,646	323,939	312,757
Provision for loan losses	388,823	252,160	189,165	161,236	121,742	86,340	75,700	57,437

Net gain (loss) on sale and valuation adjustment of investment securities	286	(9,132)	28,334	50,228	(11,973)	(776)	2,494	111,124
Other non-interest income	141,211	197,060	207,464	214,523	202,590	177,701	189,129	203,406
Operating expenses	360,180	322,915	330,338	323,295	572,090	318,961	330,665	323,746

(Loss) income from continuing operations before income tax	(318,640)	(62,865)	46,592	115,979	(165,899)	103,270	109,197	246,104
Income tax expense (benefit)	309,067	148,308	(12,581)	16,740	(15,434)	23,056	26,818	55,724

(Loss) income from continuing operations	(627,707)	(211,173)	59,173	99,239	(150,465)	80,214	82,379	190,380
(Loss) income from discontinued operations, net of tax	(75,193)	(457,370)	(34,923)	4,051	(143,628)	(44,211)	(7,429)	(71,733)

Net (loss) income	($702,900)	($668,543)	$24,250	$103,290	($294,093)	$36,003	$74,950	$118,647

Net (loss) income applicable to common stock	($717,987)	($679,772)	$18,247	$100,312	($297,071)	$33,024	$71,972	$115,669

(Losses) earnings per common share — basic and diluted:
(Loss) income from continuing operations	($2.28)	($0.79)	$0.19	$0.33	($0.55)	$0.28	$0.29	$0.66
(Loss) income from discontinued operations	(0.27)	(1.63)	(0.13)	0.03	(0.51)	(0.16)	(0.03)	(0.25)

Net (loss) income	($2.55)	($2.42)	$0.06	$0.36	($1.06)	$0.12	$0.26	$0.41

Selected Average Balances
(In millions)
Total assets	$39,531	$40,634	$40,845	$42,705	$46,918	$47,057	$47,140	$47,310
Loans	26,346	26,443	26,546	26,554	26,183	25,650	24,980	24,689
Interest earning assets	35,762	35,793	35,815	36,739	37,085	36,466	36,008	35,923
Deposits	28,046	27,255	26,994	27,557	27,339	25,646	24,924	24,333
Interest bearing liabilities	30,935	30,270	30,395	31,292	31,393	30,985	30,515	30,628

Selected Ratios
Return on assets	(7.07%)	(6.55%)	0.24%	0.97%	(2.49%)	0.30%	0.64%	1.02%
Return on equity	(123.03)	(93.32)	2.08	12.83	(32.32)	3.52	7.80	12.91

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
The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2008 based on the criteria referred to above.
The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, has audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008, as stated in their report dated March 2, 2009 which appears herein.

Richard L. Carrión	Jorge A. Junquera
Chairman of the Board	Senior Executive Vice President
and Chief Executive Officer	and Chief Financial Officer

84     POPULAR, INC. 2008 ANNUAL REPORT
Report of Independent Registered
Public Accounting Firm
To the Board of Directors and
Stockholders of Popular, Inc.
In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report to Stockholders. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 1 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” and Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115”, which changed the manner in which it accounts for the financial assets and liabilities in 2008. In addition, the Corporation changed the manner in which it accounts for defined benefit pension and other postretirement pension plans in 2006.
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
March 2, 2009
CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires December 1, 2010
Stamp 2387119 of the P.R.
Society of Certified Public
Accountants has been affixed
to the file copy of this report.

86     POPULAR, INC. 2008 ANNUAL REPORT
Consolidated Statements of Condition

	December 31,
(In thousands, except share information)	2008	2007

Assets
Cash and due from banks	$784,987	$818,825

Money market investments:
Federal funds sold	214,990	737,815
Securities purchased under agreements to resell	304,228	145,871
Time deposits with other banks	275,436	123,026

	794,654	1,006,712

Trading securities, at fair value:
Pledged securities with creditors’ right to repledge	562,795	673,958
Other trading securities	83,108	93,997
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	3,031,137	4,249,295
Other securities available-for-sale	4,893,350	4,265,840
Investment securities held-to-maturity, at amortized cost (fair value 2008 — $290,134; 2007 — $486,139)	294,747	484,466
Other investment securities, at lower of cost or realizable value (fair value 2008 — $255,830; 2007 — $216,819)	217,667	216,584
Loans held-for-sale, at lower of cost or fair value	536,058	1,889,546

Loans held-in-portfolio:
Loans held-in-portfolio pledged with creditors’ right to repledge	—	149,610
Other loans held-in-portfolio	25,857,237	28,053,956
Less — Unearned income	124,364	182,110
Allowance for loan losses	882,807	548,832

	24,850,066	27,472,624

Premises and equipment, net	620,807	588,163
Other real estate	89,721	81,410
Accrued income receivable	156,227	216,114
Servicing assets (measured at fair value 2008 — $176,034; 2007 — $191,624)	180,306	196,645
Other assets (Note 24)	1,115,597	1,456,994
Goodwill	605,792	630,761
Other intangible assets	53,163	69,503
Assets from discontinued operations	12,587	—

	$38,882,769	$44,411,437

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,293,553	$4,510,789
Interest bearing	23,256,652	23,823,689

	27,550,205	28,334,478
Federal funds purchased and assets sold under agreements to repurchase	3,551,608	5,437,265
Other short-term borrowings	4,934	1,501,979
Notes payable	3,386,763	4,621,352
Other liabilities	1,096,229	934,372
Liabilities from discontinued operations	24,557	—

	35,614,296	40,829,446

Commitments and contingencies (See Notes 27, 29, 33, 36, 37)

Minority interest in consolidated subsidiaries	109	109

Stockholders’ Equity:
Preferred stock, 30,000,000 shares authorized; 24,410,000 issued and outstanding (2007 — 7,475,000) (aggregate liquidation preference value of $1,521,875 in 2008; 2007 — $186,875)	1,483,525	186,875
Common stock, $6 par value; 470,000,000 shares authorized in both periods presented; 295,632,080 shares issued (2007 — 293,651,398) and 282,004,713 shares outstanding (2007 — 280,029,215)	1,773,792	1,761,908
Surplus	621,879	568,184
Retained earnings (deficit)	(374,488)	1,319,467
Treasury stock-at cost, 13,627,367 shares (2007 — 13,622,183)	(207,515)	(207,740)
Accumulated other comprehensive loss, net of tax of ($24,771) (2007 — ($15,438))	(28,829)	(46,812)

	3,268,364	3,581,882

	$38,882,769	$44,411,437

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Operations

	Year ended December 31,
(In thousands, except per share information)	2008	2007	2006

Interest Income:
Loans	$1,868,462	$2,046,437	$1,888,320
Money market investments	17,982	25,190	29,626
Investment securities	343,568	441,608	508,579
Trading securities	44,111	39,000	28,714

	2,274,123	2,552,235	2,455,239

Interest Expense:
Deposits	700,122	765,794	580,094
Short-term borrowings	168,070	424,530	508,174
Long-term debt	126,727	56,253	112,240

	994,919	1,246,577	1,200,508

Net interest income	1,279,204	1,305,658	1,254,731
Provision for loan losses	991,384	341,219	187,556

Net interest income after provision for loan losses	287,820	964,439	1,067,175
Service charges on deposit accounts	206,957	196,072	190,079
Other service fees (Note 38)	416,163	365,611	317,859
Net gain on sale and valuation adjustment of investment securities	69,716	100,869	22,120
Trading account profit	43,645	37,197	36,258
Gain on sale of loans and valuation adjustments on loans held-for-sale	6,018	60,046	76,337
Other operating income	87,475	113,900	127,856

	1,117,794	1,838,134	1,837,684

Operating Expenses:
Personnel costs:
Salaries	485,720	485,178	458,977
Pension, profit sharing and other benefits	122,745	135,582	132,998

	608,465	620,760	591,975
Net occupancy expenses	120,456	109,344	99,599
Equipment expenses	111,478	117,082	120,445
Other taxes	52,799	48,489	43,313
Professional fees	121,145	119,523	117,502
Communications	51,386	58,092	56,932
Business promotion	62,731	109,909	118,682
Printing and supplies	14,450	15,603	15,040
Impairment losses on long-lived assets	13,491	10,478	—
Other operating expenses	156,338	113,987	99,162
Impact of change in fiscal period at certain subsidiaries	—	—	3,560
Goodwill and trademark impairment losses	12,480	211,750	—
Amortization of intangibles	11,509	10,445	12,021

	1,336,728	1,545,462	1,278,231

(Loss) income from continuing operations before income tax	(218,934)	292,672	559,453
Income tax expense	461,534	90,164	139,694

(Loss) income from continuing operations	(680,468)	202,508	419,759
Loss from discontinued operations, net of tax	(563,435)	(267,001)	(62,083)

Net (Loss) Income	($1,243,903)	($64,493)	$357,676

Net (Loss) Income Applicable to Common Stock	($1,279,200)	($76,406)	$345,763

(Losses) Earnings per Common Share — Basic and Diluted
(Loss) income from continuing operations	($2.55)	$0.68	$1.46
Loss from discontinued operations	(2.00)	(0.95)	(0.22)

Net (Loss) Income per Common Share	($4.55)	($0.27)	$1.24

Dividends Declared per Common Share	$0.48	$0.64	$0.64

The accompanying notes are an integral part of the consolidated financial statements.

88     POPULAR, INC. 2008 ANNUAL REPORT
Consolidated Statements of Cash Flows

	Year ended December 31,
(In thousands)	2008	2007	2006

Cash Flows from Operating Activities:
Net (loss) income	($1,243,903)	($64,493)	$357,676
Less: Impact of change in fiscal period of certain subsidiaries, net of tax	—	—	(6,129)

Net (loss) income before change in fiscal period	(1,243,903)	(64,493)	363,805

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	73,088	78,563	84,388
Provision for loan losses	1,010,375	562,650	287,760
Goodwill and trademark impairment losses	12,480	211,750	14,239
Impairment losses on long-lived assets	17,445	12,344	7,232
Amortization of intangibles	11,509	10,445	12,377
Amortization and fair value adjustment of servicing assets	52,174	61,110	62,819
Net gain on sale and valuation adjustment of investment securities	(64,296)	(55,159)	(4,359)
Losses from changes in fair value related to instruments measured at fair value pursuant to SFAS No. 159	198,880
Net gain on disposition of premises and equipment	(25,904)	(12,296)	(25,929)
Loss (gain) on sale of loans and valuation adjustments on loans held-for-sale	83,056	38,970	(117,421)
Net amortization of premiums and accretion of discounts on investments	19,884	20,238	23,918
Net amortization of premiums on loans and deferred loan origination fees and costs	52,495	90,511	130,091
Fair value adjustment of other assets held for sale	120,789
Earnings from investments under the equity method	(8,916)	(21,347)	(12,270)
Stock options expense	1,099	1,763	3,006
Net disbursements on loans held-for-sale	(2,302,189)	(4,803,927)	(6,580,246)
Acquisitions of loans held-for-sale	(431,789)	(550,392)	(1,503,017)
Proceeds from sale of loans held-for-sale	1,492,870	4,127,794	6,782,081
Net decrease in trading securities	1,754,100	1,222,585	1,368,975
Net decrease (increase) in accrued income receivable	59,459	11,832	(4,209)
Net decrease (increase) in other assets	86,073	(94,215)	49,708
Net (decrease) increase in interest payable	(58,406)	5,013	32,477
Deferred income taxes	379,726	(223,740)	(26,208)
Net increase in postretirement benefit obligation	3,405	2,388	4,112
Net (decrease) increase in other liabilities	(35,986)	71,575	(83,544)

Total adjustments	2,501,421	768,455	505,980

Net cash provided by operating activities	1,257,518	703,962	869,785

Cash Flows from Investing Activities:
Net decrease (increase) in money market investments	212,058	(638,568)	381,421
Purchases of investment securities:
Available-for-sale	(4,075,884)	(160,712)	(254,930)
Held-to-maturity	(5,086,169)	(29,320,286)	(20,863,367)
Other	(193,820)	(112,108)	(66,026)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	2,491,732	1,608,677	1,876,458
Held-to-maturity	5,277,873	28,935,561	20,925,847
Other	192,588	44,185	88,314
Proceeds from sales of investment securities available-for-sale	2,445,510	58,167	208,802
Proceeds from sale of other investment securities	49,489	246,352	—
Net disbursements on loans	(1,093,437)	(1,457,925)	(1,587,326)
Proceeds from sale of loans	2,426,491	415,256	938,862
Acquisition of loan portfolios	(4,505)	(22,312)	(448,708)
Net liabilities assumed (assets acquired), net of cash	—	719,604	(3,034)
Mortgage servicing rights purchased	(42,331)	(26,507)	(23,769)
Acquisition of premises and equipment	(146,140)	(104,866)	(104,593)
Proceeds from sale of premises and equipment	60,058	63,455	87,913
Proceeds from sale of foreclosed assets	166,683	175,974	138,703

Net cash provided by investing activities	2,680,196	423,947	1,294,567

Cash Flows from Financing Activities:
Net (decrease) increase in deposits	(754,177)	2,889,524	1,789,662
Net decrease in federal funds purchased and assets sold under agreements to repurchase	(1,885,656)	(325,180)	(3,053,167)
Net (decrease) increase in other short-term borrowings	(1,497,045)	(2,612,801)	1,226,973
Payments of notes payable	(2,016,414)	(2,463,277)	(3,469,429)
Proceeds from issuance of notes payable	1,028,098	1,425,220	1,506,298
Dividends paid	(188,644)	(190,617)	(188,321)
Proceeds from issuance of common stock	17,712	20,414	55,846
Proceeds from issuance of preferred stock and associated warrants	1,324,935	—	—
Treasury stock acquired	(361)	(2,525)	(367)

Net cash used in financing activities	(3,971,552)	(1,259,242)	(2,132,505)

Cash effect of change in fiscal period and change in accounting principle	—	—	11,914

Net (decrease) increase in cash and due from banks	(33,838)	(131,333)	43,761
Cash and due from banks at beginning of period	818,825	950,158	906,397

Cash and due from banks at end of period	$784,987	$818,825	$950,158

The accompanying notes are an integral part of the consolidated financial statements.
Note: The Consolidated Statements of Cash Flows for the year ended December 31, 2008, 2007 and 2006 include the cash flows from operating, investing and financing activities associated with discontinued operations.

Consolidated Statements of
Changes in Stockholders’ Equity

	Year ended December 31,
(In thousands, except share information)	2008	2007	2006

Preferred Stock:
Balance at beginning of year	$186,875	$186,875	$186,875
Issuance of preferred stock — 2008 Series B	400,000	—	—
Issuance of preferred stock — 2008 Series C	935,000	—	—
Preferred stock discount — 2008 Series C, net of amortization	(38,350)	—	—

Balance at end of period	1,483,525	186,875	186,875

Common Stock:
Balance at beginning of year	1,761,908	1,753,146	1,736,443
Common stock issued under Dividend Reinvestment Plan	11,884	8,702	5,154
Issuance of common stock	—	—	11,312
Options exercised	—	60	237

Balance at end of year	1,773,792	1,761,908	1,753,146

Surplus :
Balance at beginning of year	568,184	526,856	452,398
Common stock issued under Dividend Reinvestment Plan	5,828	11,466	11,323
Issuance cost of preferred stock	(10,065)	—	—
Issuance of common stock warrants	38,833	—	—
Issuance of common stock	—	—	28,281
Issuance cost of common stock	—	—	1,462
Stock options expense on unexercised options, net of forfeitures	1,099	1,713	2,826
Options exercised	—	149	566
Transfer from retained earnings (deficit)	18,000	28,000	30,000

Balance at end of year	621,879	568,184	526,856

Retained Earnings (Deficit):
Balance at beginning of year	1,319,467	1,594,144	1,456,612
Net (loss) income	(1,243,903)	(64,493)	357,676
Cumulative effect of accounting change - adoption of SFAS No. 159 in 2008 (2007 — SFAS No. 156 and EITF 06-5)	(261,831)	8,667	—
Cash dividends declared on common stock	(134,924)	(178,938)	(178,231)
Cash dividends declared on preferred stock	(34,814)	(11,913)	(11,913)
Amortization of preferred stock discount — 2008 Series C	(483)	—	—
Transfer to surplus	(18,000)	(28,000)	(30,000)

Balance at end of year	(374,488)	1,319,467	1,594,144

Treasury Stock — At Cost:
Balance at beginning of year	(207,740)	(206,987)	(207,081)
Purchase of common stock	(361)	(2,525)	(367)
Reissuance of common stock	586	1,772	461

Balance at end of year	(207,515)	(207,740)	(206,987)

Accumulated Other Comprehensive Loss:
Balance at beginning of year	(46,812)	(233,728)	(176,000)
Other comprehensive income (loss), net of tax	17,983	186,916	(17,877)
Adoption of SFAS No. 158	—	—	(39,851)

Balance at end of year	(28,829)	(46,812)	(233,728)

Total stockholders’ equity	$3,268,364	$3,581,882	$3,620,306

Disclosure of changes in number of shares:

	Year ended December 31,
	2008	2007	2006

Preferred Stock:
Balance at beginning of year (2003 Series A)	7,475,000	7,475,000	7,475,000
Shares issued — (2008 Series B)	16,000,000	—	—
Shares issued — (2008 Series C)	935,000	—	—

Balance at end of year	24,410,000	7,475,000	7,475,000

Common Stock — Issued:
Balance at beginning of year	293,651,398	292,190,924	289,407,190
Issued under the Dividend Reinvestment Plan	1,980,682	1,450,410	858,905
Issuance of common stock	—	—	1,885,380
Options exercised	—	10,064	39,449

Balance at end of year	295,632,080	293,651,398	292,190,924

Treasury stock	(13,627,367)	(13,622,183)	(13,449,377)

Common Stock — Outstanding	282,004,713	280,029,215	278,741,547

The accompanying notes are an integral part of the consolidated financial statements.

90     POPULAR, INC. 2008 ANNUAL REPORT
Consolidated Statements of
Comprehensive (Loss) Income

	Year ended December 31,
(In thousands)	2008	2007	2006

Net (loss) income	($1,243,903)	($64,493)	$357,676

Other comprehensive (loss) income, before tax:
Foreign currency translation adjustment	(4,480)	2,113	(386)
Adjustment of pension and postretirement benefit plans	(209,070)	18,121	(1,539)
Unrealized holding gains (losses) on securities available-for-sale arising during the period	237,837	239,390	(12,194)
Reclassification adjustment for gains included in net (loss) income	(14,955)	(55)	(4,359)
Unrealized net losses on cash flow hedges	(3,522)	(4,782)	(1,573)
Reclassification adjustment for losses included in net (loss) income	2,840	1,077	1,839
Cumulative effect of accounting change	—	(243)	—

	8,650	255,621	(18,212)
Income tax benefit (expense)	9,333	(68,705)	335

Total other comprehensive income (loss), net of tax	17,983	186,916	(17,877)

Comprehensive (loss) income, net of tax	($1,225,920)	$122,423	$339,799

Tax effects allocated to each component of other comprehensive income (loss):

	Year ended December 31,
(In thousands)	2008	2007	2006

Underfunding of pension and postretirement benefit plans	$79,533	($6,926)	$600
Unrealized holding gains (losses) on securities available-for-sale arising during the period	(71,934)	(63,104)	2,747
Reclassification adjustment for gains included in net (loss) income	2,266	8	(2,898)
Unrealized net losses on cash flow hedges	579	1,723	630
Reclassification adjustment for losses included in net (loss) income	(1,111)	(406)	(744)

Income tax benefit (expense)	$9,333	($68,705)	$335

Disclosure of accumulated other comprehensive loss:

	Year ended December 31,
(In thousands)	2008	2007	2006

Foreign currency translation adjustment	($39,068)	($34,588)	($36,701)

Minimum pension liability adjustment	—	—	(3,893)
Tax effect	—	—	1,518
Adoption of SFAS No. 158	—	—	3,893
Tax effect	—	—	(1,518)

Net of tax amount	—	—	—

Underfunding of pension and postretirement benefit plans	(260,209)	(51,139)	(69,260)
Tax effect	99,641	20,108	27,034

Net of tax amount	(160,568)	(31,031)	(42,226)

Unrealized gains (losses) on securities available-for-sale	249,974	27,092	(212,243)
Tax effect	(75,618)	(5,950)	57,146

Net of tax amount	174,356	21,142	(155,097)

Unrealized (losses) gains on cash flow hedges	(4,297)	(3,615)	90
Tax effect	748	1,280	(37)

Net of tax amount	(3,549)	(2,335)	53

Cumulative effect of accounting change, net of tax	—	—	243

Accumulated other comprehensive loss	($28,829)	($46,812)	($233,728)

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial
Statements

92     POPULAR, INC. 2008 ANNUAL REPORT
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
     The following is a description of the most significant of these policies:
Nature of operations
The Corporation is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation is a financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN markets deposit accounts under its name for the benefit of BPNA and offers loan customers the option of being referred to a trusted consumer lending partner for loan products. PFH, the Corporation’s consumer and mortgage lending subsidiary in the U.S., carried a maturing loan portfolio and operated a mortgage loan servicing unit during 2008. The PFH operations were discontinued in the later part of 2008. Disclosures on the discontinued operations as well as recent restructuring plans in the BPNA and E-LOAN subsidiaries are included in Notes 2 and 3 of these consolidated financial statements. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. Note 35 to the consolidated financial statements presents information about the Corporation’s business segments.
Business combinations
Business combinations are accounted for under the purchase method of accounting. Under the purchase method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition. In 2007, the Corporation acquired Citibank’s retail banking operations in Puerto Rico, which added 17 branches to BPPR’s retail branch network prior to branch closings due to synergies, and contributed with approximately $997 million in deposits and $220 million in loans as of acquisition date. The purchase price paid was approximately $123.5 million. Also, in 2007, Popular Securities, a subsidiary of the Banco Popular de Puerto Rico reportable segment, strengthened its brokerage sales force and increased its assets under management by acquiring Smith Barney’s retail brokerage operations in Puerto Rico. This acquisition added approximately $1.2 billion in assets under its management (thus, are not included in the Corporation’s consolidated financial statements). As of December 31, 2008, there is approximately $104 million in goodwill and $25 million in other intangible assets related to these 2007 acquisitions that were accounted as business combinations. The latter consisted primarily of core deposit intangibles.
     There were no significant business combinations in 2008.
Principles of consolidation
The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51” (“FIN No. 46(R)”), the Corporation would also consolidate any variable interest entities (“VIEs”) for which it is the primary beneficiary and therefore will absorb the majority of the entity’s expected losses, receive a majority of the entity’s expected returns, or both. Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the consolidated statements of condition.
     Unconsolidated investments, in which there is at least 20% ownership, are generally accounted for by the equity method, with earnings recorded in other operating income. These investments are included in other assets and the Corporation’s proportionate share of income or loss is included in other operating income. Those investments in which there is less than 20% ownership, are generally carried under the cost method of accounting, unless significant influence is exercised. Under the cost method, the Corporation recognizes income when dividends are received.
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
     In the normal course of business, except for the Corporation’s banks and the parent holding company, the Corporation utilized in the past a one-month lag in the consolidation of the financial results of its other subsidiaries (the “non-banking subsidiaries”), mainly to facilitate timely reporting. In the first quarter of 2006, the Corporation completed the second phase of a two-year plan to change the reporting period of its non-banking subsidiaries to a December 31st calendar period, primarily as part of a strategic plan to put in place an integrated corporate-wide financial system and to facilitate the consolidation process. The financial results for the month of December 2005 of Popular Securities and Popular North America (holding company only) were included in a separate line within operating expenses (before tax) in the consolidated statement of operations for the year ended December 31, 2006. The financial impact amounted to an income before tax of $3.6 million, excluding the impact of $6.2 million related to the discontined operations (before tax). As of the end of the first quarter of 2006, all subsidiaries of the Corporation had aligned their year-end closings to December 31st, similar to the parent holding company. There are no unadjusted significant intervening events resulting from the difference in fiscal periods which management believes may materially affect the financial position or results of operations of the Corporation for the year ended December 31, 2006.
Discontinued operations
Components of the Corporation that have been or will be disposed of by sale, where the Corporation does not have a significant continuing involvement in the operations after the disposal, are accounted for as discontinued operations.
     The financial results of Popular Financial Holdings are reported as discontinued operations in the consolidated statements of operations for all periods presented and in the consolidated statement of condition for the year ended December 31, 2008. Prior to the discontinuance of the business, PFH was considered a reportable segment. Refer to Note 2 to the consolidated financial statements for additional information on PFH’s discontinued operations.
     The results of operations of the discontinued operations exclude allocations of corporate overhead. The interest expense allocated to the discontinued operations is based on legal entity, which considers a transfer pricing allocation for intercompany funding.
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
Fair Value Measurements
Effective January 1, 2008, the Corporation determines the fair values of its financial instruments based on the fair value framework established in SFAS No. 157 “Fair Value Measurements,” which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair value is defined under SFAS No. 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard describes three levels of inputs that may be used to measure fair value which are (1) quoted market prices for identical assets or liabilities in active markets, (2) observable market-based inputs or unobservable inputs that are corroborated by market data, and (3) unobservable inputs that are not corroborated by market data. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. The Corporation elected to delay the adoption of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value on a nonrecurring basis until January 1, 2009. Refer to Note 31 to these consolidated financial statements for the SFAS No. 157 disclosures required for the year ended December 31, 2008. The adoption of SFAS No. 157 in January 1, 2008 did not have an impact in beginning retained earnings.
     In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS No. 157 in a market that is not active. The FSP is intended to address the following application issues: (a) how the reporting entity’s own assumptions (that is, expected cash flows and appropriately risk-adjusted discount rates) should be considered when measuring fair value when relevant observable inputs do not exist; (b) how available observable inputs in a market that is not active should be considered when measuring fair value; and (c) how the use of

94     POPULAR, INC. 2008 ANNUAL REPORT
market quotes (for example, broker quotes or pricing services for the same or similar financial assets) should be considered when assessing the relevance of observable and unobservable inputs available to measure fair value. FSP 157-3 is effective on issuance, including prior periods for which financial statements have not been issued. The Corporation adopted FSP 157-3 for the quarter ended September 30, 2008 and the effect of adoption on the consolidated financial statements was not material.
Fair value option
In January 2008, the Corporation adopted SFAS No. 159 “The Fair Value Option for Financial Assets and Liabilities — Including an Amendment of FASB Statement No. 115”, which provides companies with an option to report selected financial assets and liabilities at fair value. The election to measure a financial asset or liability at fair value can be made on an instrument-by-instrument basis and is irrevocable. The difference between the carrying amount and the fair value at the election date is recorded as a transition adjustment to beginning retained earnings. Subsequent changes in fair value are recognized in earnings. After the initial adoption, the election is made at the acquisition of a financial asset, financial liability, or a firm commitment and it may not be revoked.
     Refer to Note 30 to these consolidated financial statements for the impact of the initial adoption of SFAS No. 159 to beginning retained earnings as of January 1, 2008 and additional disclosures as of December 31, 2008.
Investment securities
Investment securities are classified in four categories and accounted for as follows:
•	Debt securities that the Corporation has the intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred.

•	Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in non-interest income.

•	Debt and equity securities not classified as either securities held-to-maturity or trading securities, and which have a readily available fair value, are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income. The specific identification method is used to determine realized gains and losses on securities available-for-sale, which are included in net gain (loss) on sale and valuation adjustment of investment securities in the consolidated statements of operations. Declines in the value of debt and equity securities that are considered other than temporary reduce the value of the asset, and the estimated loss is recorded in non-interest income. The other-than-temporary impairment analysis for both debt and equity securities is performed on a quarterly basis.

•	Investments in equity or other securities that do not have readily available fair values are classified as other investment securities in the consolidated statements of condition, and are subject to impairment testing if applicable. These securities are stated at the lower of cost or realizable value. The source of this value varies according to the nature of the investment, and is primarily obtained by the Corporation from valuation analyses prepared by third-parties or from information derived from financial statements available for the corresponding venture capital and mutual funds. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (“FHLB”) stock, is included in this category. Their realizable value equals their cost.
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
     All derivatives are recognized on the statement of condition at fair value. The Corporation’s policy is not to offset the fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting arrangement nor to offset the fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) arising from the same master netting arrangement as the derivative instruments.
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
     Prior to entering a hedge transaction, the Corporation formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the statement of condition or to specific forecasted transactions or firm commitments along with a formal assessment, at both inception of the hedge and on an ongoing basis, as to the effectiveness of the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. Hedge accounting is discontinued when the derivative instrument is not highly effective as a hedge, a derivative expires, is sold, terminated, when it is unlikely that a forecasted transaction will occur or when it is determined that is no longer appropriate. When hedge accounting is discontinued the derivative continues to be carried at fair value with changes in fair value included in earnings.
     For non-exchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques for which the determination of fair value may require significant management judgment or estimation.
     Valuations of derivative assets and liabilities reflect the value of the instrument including the values associated with non-performance risk. With the issuance of SFAS No. 157, these values must also take into account the Corporation’s own credit standing, thus including in the valuation of the derivative instrument the value of the net credit differential between the counterparties to the derivative contract. Effective 2008, the Corporation updated its methodology to include the impact of the counterparty and its own credit standing in the valuation of derivatives.
     The Corporation obtains collateral in connection with its derivative activities. Required collateral levels vary depending on the credit risk rating and the type of counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities and other marketable securities. The Corporation also pledges collateral on its own derivative positions which can be applied against derivative liabilities.
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
     Loans held-for-sale are stated at the lower of cost or fair value, cost being determined based on the outstanding loan balance less unearned income, and fair value determined, generally in the aggregate. Fair value is measured based on current market prices for similar loans, outstanding investor commitments, bids received from potential purchasers, prices of recent sales or discounted cash flow analyses which utilize inputs and assumptions which are believed to be consistent with market participants’ views. The cost basis also includes consideration of deferred origination fees and costs, which are recognized in earnings at the time of sale. The amount, by which cost exceeds fair value, if any, is accounted for as a valuation allowance with changes therein included in the determination of net income (loss) for the period in which the change occurs.
     Loans held-in-portfolio are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans. Fees collected and costs incurred in the origination of new loans are deferred and amortized using the interest method or a method which

96     POPULAR, INC. 2008 ANNUAL REPORT

approximates the interest method over the term of the loan as an adjustment to interest yield.
     Subsequent to the adoption of SFAS 159, on January 1, 2008, the Corporation elected the fair value option for certain loans. Fair values for these loans were based on market prices, where available, or discounted cash flows using market-based credit spreads of comparable debt instruments or credit derivatives of the specific borrower or comparable borrowers. Results of discounted cash flow calculations may be adjusted, as appropriate, to reflect other market conditions or the perceived credit risk of the borrower. Refer to Note 30 to the consolidated financial statements for information on financial instruments measured at fair value pursuant to SFAS No. 159.
     Nonaccrual loans are those loans on which the accrual of interest is discontinued. When a loan is placed on nonaccrual status, any interest previously recognized and not collected is generally reversed from current earnings.
     Recognition of interest income on commercial loans, construction loans, lease financing, conventional mortgage loans and closed-end consumer loans is discontinued when the loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. Unsecured commercial loans are charged-off at 180 days past due. The impaired portions on secured commercial and construction loans are charged-off at 365 days past due. Income is generally recognized on open-end (revolving credit) consumer loans until the loans are charged-off. Closed—end consumer loans and leases are charged-off when they are 120 days in arrears. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears.
Lease financing
The Corporation leases passenger and commercial vehicles and equipment to individual and corporate customers. The finance method of accounting is used to recognize revenue on lease contracts that meet the criteria specified in SFAS No. 13, “Accounting for Leases,” as amended. Aggregate rentals due over the term of the leases less unearned income are included in finance lease contracts receivable. Unearned income is amortized using a method which results in approximate level rates of return on the principal amounts outstanding. Finance lease origination fees and costs are deferred and amortized over the average life of the lease as an adjustment to the interest yield.
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
     The allowance for loan losses excludes loans measured at fair value in accordance with SFAS No. 159 as fair value adjustments related to these financial instruments already reflect a credit component.
     The methodology used to establish the allowance for loan losses is based on SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” (as amended by SFAS No. 118) and SFAS No. 5 “Accounting for Contingencies.” Under SFAS No. 114, commercial loans over a predefined amount are identified for impairment evaluation on an individual basis. The Corporation has defined as impaired loans those commercial borrowers with outstanding debt of $250,000 or more and with interest and /or principal 90 days or more past due. Also, specific commercial borrowers with outstanding debt of $500,000 and over are deemed impaired when, based on current information and events, management considers that it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. Although SFAS No. 114 excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage loans), it specifically requires that loan modifications considered trouble debt restructures be analyzed under its provisions. A specific allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate; the observable market price of the loan; or the fair value of the collateral if the loan is collateral dependent. The allowance for impaired loans is part of the Corporation’s overall allowance for loan losses. Meanwhile, SFAS No. 5 provides for the recognition of a loss allowance for groups of homogeneous loans. To determine the allowance for loan losses under SFAS No. 5, the Corporation applies a historic loss and volatility factor to specific loan balances segregated by loan type and legal entity.
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
     The Corporation, through its subsidiary PFH, conducted asset securitizations that involved the transfer of mortgage loans to QSPEs, which in turn transferred these assets and their titles to different trusts, thus isolating those loans from the Corporation’s assets. For information on PFH’S securitizations at December 31, 2007, refer to Note 23 to the consolidated financial statements.
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

98     POPULAR, INC. 2008 ANNUAL REPORT
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
     For purposes of evaluating and measuring impairment of capitalized servicing assets that are accounted under the amortization method, the amount of impairment recognized, if any, is the amount by which the capitalized servicing assets per stratum exceed their estimated fair value. Temporary impairment is recognized through a valuation allowance with changes included in results of operations for the period in which the change occurs. If it is later determined that all or a portion of the temporary impairment no longer exists for a particular stratum, the valuation allowance is reduced through a recovery in earnings. Any fair value in excess of the cost basis of the servicing asset for a given stratum is not recognized. Servicing rights subsequently accounted under the amortization method are also reviewed for other-than-temporary impairment. When the recoverability of an impaired servicing asset accounted under the amortization method is determined to be remote, the unrecoverable portion of the valuation allowance is applied as a direct write-down to the carrying value of the servicing rights, precluding subsequent recoveries.
     Refer to Note 22 to the consolidated financial statements for information on the classes of servicing assets defined by the Corporation.
Residual interests
The Corporation sells residential mortgage loans to QSPEs, which in turn issue asset-backed securities to investors. The Corporation may retain an interest in the loans sold in the form of mortgage servicing rights and residual interests. The residual interest represents the present value of future excess cash flows resulting from the difference between the interest received from the obligors on the loans and the interest paid to the investors on the asset-backed securities, net of credit losses, servicing fees and other expenses. The assets and liabilities of the QSPEs are not included in the Corporation’s consolidated statements of condition, except for the retained interests. The residual interests derived from securitizations performed by PFH, which were all sold in 2008, were measured at fair value at December 31, 2007.
     Fair value estimates of the residual interests were based on the present value of the expected cash flows of each residual interest. Factors considered in the valuation model for calculating the fair value of these subordinated interests included market discount rates, and anticipated prepayment, delinquency and loss rates on the underlying assets. The residual interests were valued using forward yield curves for interest rate projections. The valuations were performed by using a third-party model with assumptions provided by the Corporation.
     The Corporation recognized the excess of cash flows related to the residual interests at the acquisition date over the initial investment (accretable yield) as interest income over the life of the residual using the effective yield method. The yield accreted became a component of the residuals basis. On a regular basis, estimated cash flows were updated based on revised fair value estimates of the residual, and as such accretable yields were recalculated to reflect the change in the underlying cash flow. Adjustments to the yield were accounted for prospectively as a change in estimate, with the amount of periodic accretion adjusted over the remaining life of the beneficial interest.
     On a quarterly basis, management performed a fair value analysis of the residual interests that were classified as available-for-sale and evaluated whether any unfavorable change in fair value was other-than-temporary as required under SFAS No 115 “Accounting for Certain Investments in Debt and Equity Securities”.
     The Corporation follows the accounting guidance in EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Interests in Securitized Financial Assets”,

as amended by FSP EITF No. 99-20-1 “Amendment to the Impairment Guidance of EITF 99-20”, to evaluate when a decline in fair value of a beneficial interest should be considered an other-than-temporary impairment. Whenever the current fair value of a residual interest classified as available-for-sale is lower than its current amortized cost, management evaluates to see if an impairment charge for the deficiency is required to be taken through earnings. If there has been an adverse change in estimated cash flows (considering both the timing and amount of flows), then the residual interest is written-down to fair value, which becomes the new amortized cost basis. To determine whether a change is adverse, the present value of the remaining estimated cash flows as estimated on the last revision are compared against the present value of the estimated cash flows at the current reporting date. If the present value of the cash flows estimated at the last revision is greater than the present value of the current estimated cash flows, the change is considered other-than-temporary. During 2006, 2007 and 2008, all declines in fair value in residual interests classified as available-for-sale were considered other-than-temporary.
     For residual interests classified as trading securities, the fair value determinations were also performed on a quarterly basis. SFAS No. 115 provides that changes in fair value in those securities are reflected in earnings as they occur. For residual interests held in the trading category, there is no need to evaluate them for other-than-temporary impairments.
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
     The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. Interest cost capitalized for the years ended December 31, 2008, 2007 and 2006 was not significant.
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
Restructuring costs
A liability for a cost associated with an exit or disposal activity is recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time.
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

100     POPULAR, INC. 2008 ANNUAL REPORT
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
     Other identifiable intangible assets with a finite useful life, mainly core deposits, are amortized using various methods over the periods benefited, which range from 3 to 11 years. These intangibles are evaluated periodically for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments on intangible assets with a finite useful life are evaluated as long-lived assets under the guidance of SFAS No. 144 and are included as part of “Impairment losses on long-lived assets” in the category of operating expenses in the consolidated statements of operations.
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
     The cash surrender value and any additional amounts provided by the contractual terms of the bank-owned insurance policy that are realizable at the balance sheet date are considered in determining the amount that could be realized, and any amounts that are not immediately payable to the policyholder in cash are discounted to their present value. In determining “the amount that could be realized,” it is assumed that policies will be surrendered on an individual-by-individual basis. This accounting policy follows the guidance in EITF Issue No. 06-5 “Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”), which became effective in 2007. The Corporation adopted the EITF 06-5 guidance in the first quarter of 2007 and as a result recorded a $0.9 million cumulative effect adjustment to beginning retained earnings (reduction of capital) for the existing bank-owned life insurance arrangement.
Assets sold/purchased under agreements to repurchase/resell
Repurchase and resell agreements are treated as collateralized financing transactions and are carried at the amounts at which the assets will be subsequently reacquired or resold as specified in the respective agreements.
     It is the Corporation’s policy to take possession of securities purchased under agreements to resell. However, the counterparties to such agreements maintain effective control over such securities, and accordingly those securities are not reflected in the Corporation’s consolidated statements of condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest.
     It is the Corporation’s policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statements of condition.
     The Corporation may require counterparties to deposit additional collateral or return collateral pledged, when appropriate.
Software
Capitalized software is stated at cost, less accumulated amortization. Capitalized software includes purchased software and capitalizable application development costs associated with internally-developed software. Amortization, computed on a straight-line method, is charged to operations over the estimated useful life of the software. Capitalized software is included in “Other assets” in the consolidated statement of condition.
Guarantees, including indirect guarantees of indebtedness of others
The Corporation, as a guarantor, recognizes at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Refer to Note 37 to the consolidated financial statements for further disclosures.
Accounting considerations related to the cumulative preferred stock and warrant to purchase shares of common stock
The value of the warrant to purchase shares of common stock is determined by allocating the proceeds received by the Corporation based on the relative fair values of the instruments issued (preferred stock and warrant). The transaction is recorded when it is consummated and proceeds are received. Refer to Note 20 to the consolidated financial statements for information on the warrant issued in 2008.
     Warrants issued are included in the calculation of average diluted shares in determining earnings (losses) per common share using the treasury stock method.
     The discount on increasing rate preferred stock is amortized over the period preceding commencement of the perpetual dividend by charging an imputed dividend cost against retained earnings. The amortization of the discount on the preferred shares also reduces the income (or increases the losses) applicable to common stockholders in the computation of basic and diluted earnings per share.
     Income (losses) applicable to common stockholders considers the deduction of both the dividends declared in the period on cumulative preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income (loss) from continuing operations and also from net income (loss). Therefore, the dividends on cumulative preferred stock impact earnings (losses) per common share, regardless of whether or not they are declared.
Treasury stock
Treasury stock is recorded at cost and is carried as a reduction of stockholders’ equity in the consolidated statements of condition. At the date of retirement or subsequent reissue, the treasury stock account is reduced by the cost of such stock. The difference between the consideration received upon issuance and the specific cost is charged or credited to surplus.
Income and expense recognition — Processing business
Revenue from information processing and other services is recognized at the time services are rendered. Rental and maintenance service revenue is recognized ratably over the corresponding contractual periods. Revenue from software and hardware sales and related costs is recognized at the time software and equipment is installed or delivered depending on the contractual terms. Revenue from contracts to create data processing centers and the related cost is recognized as project phases are completed and accepted. Operating expenses are recognized as incurred. Project expenses are deferred and recognized when the related income is earned. The Corporation applies Statement of Position (“SOP”) 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” as the guidance to determine what project expenses must be deferred until the related income is earned on certain long-term projects that involve the outsourcing of technological services.
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

102       POPULAR, INC. 2008 ANNUAL REPORT
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
     During 2008 and 2007, the foreign currency translation adjustment from operations in the Dominican Republic were reported in accumulated other comprehensive income (loss). For the year ended December 31, 2006, the Corporation’s interests in the Dominican Republic were remeasured into the U.S. dollar because the economy was considered highly inflationary under the test prescribed by SFAS No. 52. During the year ended December 31, 2006, approximately $0.8 million in net remeasurement gains on the investments held by the Corporation in the Dominican Republic were reflected in other operating income instead of accumulated other comprehensive (loss) income. These net gains relate to improvement in the Dominican peso’s exchange rate to the U.S. dollar from $45.50 at June 30, 2004, when the economy reached the “highly inflationary” threshold, to $33.35 at the end of 2006.
     Refer to the disclosure of accumulated other comprehensive income (loss) included in the accompanying consolidated statements of comprehensive income (loss) for the outstanding balances of unfavorable foreign currency translation adjustments at December 31, 2008, 2007 and 2006.
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
     SFAS No. 109 requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not (defined by SFAS No. 109 as a likelihood of more than 50 percent) that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets are assessed periodically by the Corporation based on the SFAS No. 109 more-likely-than-not realization threshold criterion. In the assessment for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, the future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years and tax-planning strategies. In making such assessments, significant weight is given to evidence that can be objectively verified.
     The valuation of deferred tax assets requires judgment in assessing the likely future tax consequences of events that have been recognized in the Corporation’s financial statements or tax returns and future profitability. The Corporation’s accounting for deferred tax consequences represents management’s best estimate of those future events.
     Positions taken in the Corporation’s tax returns may be subject to challenge by the taxing authorities upon examination. Uncertain tax positions are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are both initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with the tax authority, assuming full knowledge of the position and all relevant facts. Interest on income tax uncertainties is classified within income tax expense in the statement of operations; while the penalties, if any, are accounted for as other operating expenses.
     The Corporation accounts for the taxes collected from customers and remitted to governmental authorities on a net basis (excluded from revenues).
     During the first quarter of 2007, the Corporation adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Based on management’s assessment, there was no impact on retained earnings as of January 1, 2007 due to the initial application of the provisions of FIN 48. Also, as a result of the implementation, the Corporation did not recognize any change in the liability for unrecognized tax benefits. Refer to Note 28 to the consolidated financial statements for further information on the impact of FIN 48.
     Income tax expense or benefit for the year is allocated among continuing operations, discontinued operations, and other comprehensive income, as applicable. The amount allocated to continuing operations is the tax effect of the pretax income or loss from continuing operations that occurred during the year, plus or minus income tax effects of (a) changes in circumstances that cause a change in judgment about the realization of deferred tax assets in future years, (b) changes in tax laws or rates, (c) changes in tax status, and (d) tax-deductible dividends paid to shareholders, subject to certain exceptions.
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
Comprehensive income (loss)
Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. The presentation of comprehensive income (loss) is included in separate consolidated statements of comprehensive income (loss).
Earnings (losses) per common share
Basic earnings (losses) per common share are computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares of the Corporation outstanding during the year. Diluted earnings per common share take into consideration the weighted average common shares adjusted for the effect of stock options, restricted stock and warrants on common stock, using the treasury stock method.
Statement of cash flows
For purposes of reporting cash flows, cash includes cash on hand and amounts due from banks.
Reclassifications
Certain reclassifications have been made to the 2007 and 2006 consolidated financial statements to conform with the 2008 presentation.
Recently issued accounting pronouncements and interpretations
SFAS No. 141-R “Statement of Financial Accounting Standards No. 141(R), Business Combinations (a revision of SFAS No. 141)”
SFAS No. 141(R), issued in December 2007, will significantly change how entities apply the acquisition method to business combinations. The most significant changes affecting how the Corporation will account for business combinations under this statement include the following: the acquisition date will be the date the acquirer obtains control; all (and only) identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree will be stated at fair value on the acquisition date; assets or liabilities arising from noncontractual contingencies will be measured at their acquisition date at fair value only if it is more likely than not that they meet the definition of an asset or liability on the acquisition date; adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year; acquisition-related restructuring costs that do not meet the criteria in SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” will be expensed as incurred;

104      POPULAR, INC. 2008 ANNUAL REPORT
transaction costs will be expensed as incurred; reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period; and the allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, SFAS No. 141(R) will require new and modified disclosures surrounding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and an enhanced goodwill rollforward. The Corporation will be required to prospectively apply SFAS No. 141(R) to all business combinations completed on or after January 1, 2009. Early adoption is not permitted. For business combinations in which the acquisition date was before the effective date, the provisions of SFAS No. 141(R) will apply to the subsequent accounting for deferred income tax valuation allowances and income tax contingencies and will require any changes in those amounts to be recorded in earnings. Management will evaluate the impact of SFAS No. 141(R) on business combinations consumated in 2009 and beyond.
SFAS No. 160 “Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51”
In December 2007, the FASB issued SFAS No. 160, which amends ARB No. 51, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 will require entities to classify noncontrolling interests as a component of stockholders’ equity on the consolidated financial statements and will require subsequent changes in ownership interests in a subsidiary to be accounted for as an equity transaction. Additionally, SFAS No. 160 will require entities to recognize a gain or loss upon the loss of control of a subsidiary and to remeasure any ownership interest retained at fair value on that date. This statement also requires expanded disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective on a prospective basis for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which are required to be applied retrospectively. Early adoption is not permitted. Management is evaluating the effects, if any, that the adoption of this statement will have on its consolidated financial statements. The effects of adopting this standard, if any, are not expected to be significant.
SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities”
In March 2008, the FASB issued SFAS No. 161, an amendment of SFAS No. 133. The standard requires enhanced disclosures about derivative instruments and hedged items that are accounted for under SFAS No. 133 and related interpretations. The standard will be effective for all of the Corporation’s interim and annual financial statements for periods beginning after November 15, 2008, with early adoption permitted. The standard expands the disclosure requirements for derivatives and hedged items and has no impact on how the Corporation accounts for these instruments. Management will be evaluating the enhanced disclosure requirements effective for the first quarter of 2009.
SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles”
SFAS No. 162, issued by the FASB in May 2008, identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” Management does not expect SFAS No. 162 to have a material impact on the Corporation’s consolidated financial statements. The Board does not expect that this statement will result in a change in current accounting practice. However, transition provisions have been provided in the unusual circumstance that the application of the provisions of this statement results in a change in accounting practice.
FASB Staff Position (FSP) FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions”
The objective of FSP FAS 140-3, issued by the FASB in February 2008, is to provide implementation guidance on whether the security transfer and contemporaneous repurchase financing involving the transferred financial asset must be evaluated as one linked transaction or two separate de-linked transactions.
     Current practice records the transfer as a sale and the repurchase agreement as a financing. The FSP FAS 140-3 requires the recognition of the transfer and the repurchase agreement as one linked transaction, unless all of the following criteria are met: (1) the initial transfer and the repurchase financing are not contractually contingent on one another; (2) the initial transferor has full recourse upon default, and the repurchase agreement’s price is fixed and not at fair value; (3) the financial asset is readily obtainable in the marketplace and the transfer and repurchase financing are executed at market rates; and (4) the maturity of the repurchase financing is before the maturity of the financial asset. The scope of this FSP is limited to transfers and subsequent repurchase financings that are entered into contemporaneously or in contemplation of one another.
     The Corporation adopted FSP FAS 140-3 effective on January 1, 2009. The impact of this FSP is not expected to be material.
FASB Staff Position (FSP) FAS 142-3, “Determination of the Useful Life of Intangible Assets”
FSP FAS 142-3, issued by the FASB in April 2008, amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142 “Goodwill and Other Intangible Assets”. In developing these assumptions, an entity should consider its own historical experience in renewing or extending similar arrangements adjusted for entity’s specific factors or, in the absence of that experience, the assumptions that market participants would use about renewals or extensions adjusted for the entity specific factors.
FSP FAS 142-3 shall be applied prospectively to intangible assets acquired after the effective date. This FSP was adopted by the Corporation on January 1, 2009. The Corporation will be evaluating the potential impact of adopting this FSP to prospective transactions.
FSP No. FAS 132(R)-1 “Employers’ Disclosures about Postretirement Benefit Plan Assets”
FSP No. FAS 132(R)-1 applies to employers who are subject to the disclosure requirements of FAS 132(R), and is effective for fiscal years ending after December 15, 2009. Early application is permitted. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative periods. The FSP requires the following additional disclosures: (a) the investment allocation decision making process, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the fair value of each major category of plan assets, disclosed separately for pension plans and other postretirement benefit plans, (c) the inputs and valuation techniques used to measure the fair value of plan assets, including the level within the fair value hierarchy in which the fair value measurements in their entirety fall, and (d) significant concentrations of risk within plan assets. Additional detailed information is required for each category above. The Corporation will apply the new disclosure requirements commencing with the December 31, 2009 financial statements. This FSP impacts disclosures only and will not have an effect on the Corporation’s consolidated statements of condition or operations.
FSP No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”
FSP No. EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (“EPS”) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. This FSP shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this FSP. Early application is not permitted. This FSP will not have an impact on the Corporation’s EPS computation upon adoption.
EITF Issue No. 07-5 “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”
In June 2008, the EITF reached consensus on Issue No. 07-5. EITF Issue No. 07-5 provides guidance about whether an instrument (such as outstanding common stock warrants) should be classified as equity and not marked to market for accounting purposes. EITF Issue No. 07-5 is effective for financial statements for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The guidance in this issue shall be applied to outstanding instruments as of the beginning of the fiscal year in which this issue is initially applied. Adoption of EITF Issue No. 07-5 was evaluated by the Corporation in accounting for the warrant associated to a preferred stock issuance in December 2008. Based on management’s analysis of EITF Issue 07-5 and other accounting guidance, the warrant was classified as an equity instrument, and adoption of EITF Issue 07-5 will not have an effect at adoption. Refer to Note 20 to the consolidated financial statements for a description of the warrant issued in 2008.
EITF 08-6 “Equity Method Investment Accounting Considerations”
EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This EITF applies to all investments accounted for under the equity method. This issue is effective for fiscal years beginning on or after December 15, 2008. Early adoption is not permitted. EITF 08-6 provides guidance on (1) how the initial carrying

106       POPULAR, INC. 2008 ANNUAL REPORT
value of an equity method investment should be determined, (2) how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed, (3) how an equity method investee’s issuance of shares should be accounted for, and (4) how to account for a change in an investment from the equity method to the cost method. Management is evaluating the impact that the adoption of EITF 08-6 could have on the Corporation’s financial condition or results of operations.
EITF 08-7 “Accounting for Defensive Intangible Assets”
EITF 08-7 clarifies how to account for defensive intangible assets subsequent to initial measurement. EITF 08-7 applies to acquired intangible assets in situations in which an entity does not intend to actively use the asset but intends to hold (lock up) the asset to prevent others from obtaining access to the asset (a defensive intangible asset), except for intangible assets that are used in research and development activities. A defensive intangible asset should be accounted for as a separate unit of accounting. A defensive intangible asset shall be assigned a useful life in accordance with paragraph 11 of SFAS. No 142. EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management will be evaluating the impact of adopting this EITF for future acquisitions commencing in January 2009.
Note 2 — Discontinued operations:
During the third and fourth quarters of 2008, the Corporation executed a series of significant asset sale transactions and a restructuring plan that led to the discontinuance of the Corporation’s PFH operations, which prior to September 30, 2008, were defined as a reportable segment for managerial reporting. The discontinuance included the sale of a substantial portion of PFH’s loan portfolio, servicing related assets, residual interests and other real estate assets. Also, the discontinuance included exiting the loan servicing functions related to portfolios from non-affiliated parties. For financial reporting purposes, the results of the discontinued operations of PFH are presented as “Assets / Liabilities from discontinued operations” in the consolidated statement of condition and “Loss from discontinued operations, net of tax” in the consolidated statement of operations. Prior periods presented in the consolidated statement of operations, as well as note disclosures covering income and expense amounts included in the accompanying notes to the consolidated financial statements, were retrospectively adjusted for comparative purposes. The consolidated statement of condition and related amounts in the notes to the consolidated financial statements for the year ended December 31, 2007 do not reflect the reclassification of PFH’s assets / liabilities to discontinued operations.
     Total assets from PFH’s discontinued operations amounted to $13 million at December 31, 2008 and are classified as “Assets from discontinued operations” in the consolidated statement of condition. PFH assets approximated $3.9 billion at December 31, 2007 and $8.4 billion at December 31, 2006.
     Assets and liabilities of the PFH discontinued operations at December 31, 2008 are detailed in the table below. These assets are mostly held-for-sale.

($ in millions)	December 31, 2008

Loans held-for-sale at lower of cost or fair value	$2.3
Loans measured pursuant to SFAS No. 159	4.9
Others	5.4

Total assets	$12.6

Other liabilities	$24.6

Total liabilities	$24.6

Net liabilities	$12.0

     The Corporation reported a net loss for the discontinued operations of $563.4 million for the year ended December 31, 2008, compared with a net loss of $267.0 million for the previous year. The loss included write-downs of assets held-for-sale to fair value, net losses on the sale of loans, residual interests and other assets, restructuring charges and an impact in income taxes related to the recording of a valuation allowance on deferred tax assets of $209.0 million.
     The following table provides financial information for the discontinued operations for the year ended December 31, 2008 and 2007.

($ in millions)	2008	2007

Net interest income	$30.8	$143.7
Provision for loan losses	19.0	221.4
Non-interest loss, including fair value adjustments on loans and MSRs	(266.9)	(89.3)
Lower of cost or market adjustments on reclassification of loans to held-for-sale prior to recharacterization	—	(506.2)
Gain upon completion of recharacterization	—	416.1
Operating expenses, including reductions in value of servicing advances and other real estate, and restructuring costs	213.5	159.1
Loss on disposition during the period (1)	(79.9)	—

Pre-tax loss from discontinued operations	($548.5)	($416.2)
Income tax expense (benefit)	14.9	(149.2)

Loss from discontinued operations, net of tax	($563.4)	($267.0)

(1)     Loss on disposition includes the loss associated to the sale of manufactured housing loans in September 2008, including lower of cost or market adjustments at reclassification from loans held-in-portfolio to loans held-for-sale. Also, it includes the impact of fair value adjustments and other losses incurred during the fourth quarter of 2008 specifically related to the sale of loans, residual interests and servicing related assets to the third-party buyer in November 2008. These events led the Corporation to classify PFH’s operations as discontinued operations.

     In 2007, PFH began downsizing its operations and shutting down certain loan origination channels, which included among others the wholesale subprime mortgage origination, wholesale broker, retail and call center business units. PFH began 2008 with a significantly reduced asset base due to shutting down those origination channels and the recharacterization, in December 2007, of certain on-balance sheet securitizations as sales that involved approximately $3.2 billion in unpaid principal balance (“UPB”) of loans. This recharacterization transaction is discussed in Note 23 to these consolidated financial statements.
     In March 2008, the Corporation sold approximately $1.4 billion of consumer and mortgage loans that were originated through Equity One’s (a subsidiary of PFH) consumer branch network and recognized a gain upon sale of approximately $54.5 million. The loan portfolio buyer retained certain branch locations. Equity One closed all consumer service branches not assumed by the buyer, thus exiting PFH’s consumer finance business in early 2008.
     In September 2008, the Corporation sold PFH’s portfolio of manufactured housing loans with a UPB of approximately $309 million for cash proceeds of $198 million. The Corporation recognized a loss on disposition of $53.5 million.
     During the third quarter of 2008, the Corporation also entered into an agreement to sell substantially all of PFH’s outstanding loan portfolio, residual interests and servicing related assets. This transaction, which consummated in November 2008, involved the sale of approximately $748 million in assets, which for the most part were measured at fair value. The Corporation recognized a loss of approximately $26.4 million in the fourth quarter of 2008 related to this disposition. Proceeds from this sale amounted to $731 million. During the third quarter of 2008, the Corporation recognized fair value adjustments on these assets held-for-sale of approximately $360 million.
     Also, in conjunction with the November 2008 sale, the Corporation sold the implied residual interests associated to certain on-balance sheet securitizations, thus transferring all rights and obligations to the third party with no continuing involvement whatsoever of Popular with the transferred assets. The Corporation derecognized the secured debt related to these securitizations of approximately $164 million, as well as the loans that served as collateral for approximately $158 million. The on-balance sheet secured debt as well as the related loans were measured at fair value pursuant to SFAS No. 159.
     As part of the actions to exit PFH’s business, the Corporation executed two restructuring plans during 2008 related to the PFH operations: the “PFH Branch Network Restructuring Plan” and the “PFH Discontinuance Restructuring Plan”. Also, in 2007, it had executed the “PFH Restructuring and Integration Plan”. The following section provides information on these restructuring plans. The restructuring costs are included in the line item “Loss from discontinued operations, net of tax” in the consolidated statements of operations for 2008 and 2007.
PFH Restructuring and Integration Plan
In January 2007, the Corporation adopted a Restructuring and Integration Plan at PFH, the holding company of Equity One (the “PFH Restructuring and Integration Plan”). This particular plan called for PFH to exit the wholesale subprime mortgage loan origination business during early first quarter of 2007 and to shut down the wholesale broker, retail and call center business divisions. Also, the plan included consolidating PFH support functions with its sister U.S. banking entity, Banco Popular North America, creating a single integrated North American financial services unit. At that time, Popular decided to continue the operations of Equity One and its subsidiaries (“Equity One”), with over 130 consumer services branches principally dedicated to direct subprime loan origination, consumer finance and mortgage servicing.
     The following table details the expenses recorded by the Corporation that were associated with this particular restructuring plan.

	December 31,
(In millions)	2007		2006

Personnel costs	$7.8	(a)	—
Net occupancy expenses	4.5	(b)	—
Equipment expenses	0.3		—
Professional fees	1.8	(c)	—
Other operating expenses	0.3		—

Total restructuring costs	$14.7		—
Impairment losses on long-lived assets	—		$7.2	(d)
Goodwill impairment losses	—		14.2	(e)

Total	$14.7		$21.4

(a)	Severance, retention bonuses and other benefits

(b)	Lease terminations

(c)	Outplacement and service contract terminations

(d)	Software and leasehold improvements

(e)	Attributable to business exited at PFH

     At December 31, 2007, the accrual for restructuring costs associated with the PFH Restructuring and Integration Plan amounted to $3.2 million. There was no accrual outstanding at December 31, 2008 associated with this plan.
PFH Branch Network Restructuring Plan
Given the disruption in the capital markets since the summer of 2007 and its impact on funding, management of the Corporation concluded during the fourth quarter of 2007 that it was difficult to generate an adequate return on the capital invested at Equity One’s consumer service branches. As a result, the Corporation closed Equity One’s consumer service branches during the first quarter of 2008. This strategic move involved the implementation

108 POPULAR, INC. 2008 ANNUAL REPORT
of additional restructuring efforts under the PFH Branch Network Restructuring Plan.
     The following table details the expenses recorded by the Corporation that were associated with this particular restructuring plan.

	December 31,
(In millions)	2008		2007

Personnel costs	$8.9	(a)	—
Net occupancy expenses	6.7	(b)	—
Equipment expenses	0.7		—
Communications	0.2		—
Other operating expenses	0.9		—

Total restructuring costs	$17.4		—
Impairment losses on long-lived assets	—		$1.9	(c)

	$17.4		$1.9

(a)	Severance, retention bonuses and other benefits

(b)	Lease terminations

(c)	Leasehold improvements, furniture and equipment

     The following table presents the activity in the reserve for restructuring costs associated with the PFH Branch Network Restructuring Plan.

(In millions)	December 31, 2008

Balance at January 1, 2008	—
Charges expensed during the year	$17.4
Payments made during the year	(15.5)

Balance as of December 31, 2008	$1.9

     The Corporation does not expect to incur additional restructuring costs related to the PFH Branch Network Restructuring Plan. The reserve balances at December 31, 2008 were mostly related to lease terminations.
PFH Discontinuance Restructuring Plan
In August 2008, the Corporation entered into an additional restructuring plan for its PFH operations to eliminate employment positions, terminate contracts and incur other costs associated with the discontinuance of PFH’s operations.
     Restructuring charges and impairment losses on long-lived assets, which resulted from the PFH Discontinuance Restructuring Plan, are detailed in the table below.

(In millions)	December 31, 2008

Personnel costs	$4.1	(a)

Total restructuring costs	$4.1
Impairment losses on long-lived assets	3.9	(b)

	$8.0

(a)	Severance, retention bonuses and other benefits

(b)	Leasehold improvements, furniture, equipment and prepaid expenses

     The following table presents the activity in the reserve for restructuring costs associated with the PFH Discontinuance Restructuring Plan.

(In millions)	December 31, 2008

Balance at January 1, 2008	—
Charges expensed during the year	$4.1
Payments made during the year	(0.7)

Balance as of December 31, 2008	$3.4

     Full-time equivalent employees at the PFH discontinued operations decreased from 930 at December 31, 2007 to 200 at December 31, 2008. The employees that remain at PFH are expected to depart by mid-2009 or transferred to other of the Corporation’s U.S. mainland subsidiaries for support functions.
Note 3 — Restructuring plans:
The accelerated downturn of the U.S. economy requires a leaner, more efficient U.S. business model. As such, the Corporation determined to reduce the size of its banking operations in the U.S. mainland to a level suited to present economic conditions and focus on core banking activities. On October 17, 2008, the Board of Directors of Popular, Inc. approved two restructuring plans for the BPNA reportable segment. The objective of the restructuring plans is to improve profitability in the short-term, increase liquidity and lower credit costs and, over time, achieve a greater integration with corporate functions in Puerto Rico.
BPNA Restructuring Plan
The restructuring plan for BPNA’s banking operations (the “BPNA Restructuring Plan”) contemplates the following measures: closing, consolidating or selling approximately 40 underperforming branches in all existing markets; the shutting down, sale or downsizing of lending businesses that do not generate deposits or fee income; and the reduction of general expenses associated with functions supporting the aforementioned branch and balance sheet initiatives. This plan entails a 30% headcount reduction or about 640 full-time equivalent positions. The Corporation expects to complete the BPNA Restructuring Plan by mid-2009.
     The following table details the expenses recorded by the Corporation that were associated with this particular restructuring plan.

(In millions)	December 31, 2008

Personnel costs	$5.3	(a)
Net occupancy expenses	8.9	(b)

Total restructuring costs	$14.2
Impairment losses on long-lived assets	5.5	(c)

	$19.7

(a)	Severance, retention bonuses and other benefits

(b)	Lease terminations

(c)	Leasehold improvements, furniture and equipment

     The following table presents the activity in the reserve for restructuring costs associated with the BPNA Restructuring Plan.

(In millions)	December 31, 2008

Balance at January 1, 2008	—
Charges expensed during the year	$14.2
Payments made during the year	(3.3)

Balance as of December 31, 2008	$10.9

     The reserve balances at December 31, 2008 were mostly related to lease terminations.
E-LOAN 2007 and 2008 Restructuring Plan
As indicated in the 2007 Annual Report, in November 2007, the Corporation approved an initial restructuring plan for E-LOAN (the “E-LOAN 2007 Restructuring Plan”). This plan included a substantial reduction of marketing and personnel costs at E-LOAN and changes in E-LOAN’s business model. At that time, the changes included concentrating marketing investment toward the Internet and the origination of first mortgage loans that qualify for sale to government sponsored entities (“GSEs”). Also, as a result of escalating credit costs and lower liquidity in the secondary markets for mortgage related products, in the fourth quarter of 2007, the Corporation determined to hold back the origination by E-LOAN of home equity lines of credit, closed-end second lien mortgage loans and auto loans.
     These efforts implemented during 2007 and early 2008 proved not to be sufficient given the unprecedented market conditions and disappointing financial results. As previously explained, the Corporation’s Board of Directors approved in October 2008 a new restructuring plan for E-LOAN (the “E-LOAN 2008 Restructuring Plan”). This plan involved E-LOAN ceasing to operate as a direct lender, an event that occurred in late 2008. E-LOAN will continue to market deposit accounts under its name for the benefit of BPNA and offer loan customers the option of being referred to a trusted consumer lending partner. As part of the 2008 plan, all operational and support functions will be transferred to BPNA and EVERTEC.
     The 2008 E-LOAN Restructuring Plan is estimated to be completed by mid-2009.
     Refer to Note 35 to the consolidated financial statements for information on the results of operations of E-LOAN, which are part of BPNA’s reportable segment.

	For the year ended		For the year ended
	December 31, 2008		December 31, 2007
	E-LOAN	E-LOAN	E-LOAN
	2008	2007	2007
	Restructuring	Restructuring	Restructuring
(In millions)	Plan	Plan	Plan

Personnel costs	$3.0	($0.3)	$4.6	(a)
Net occupancy expenses	—	0.1	4.2	(b)
Equipment expenses	—	—	0.4	(c)
Professional fees	—	—	0.4	(c)
Other operating expenses	0.1	—	—

Total restructuring charges	$3.1	($0.2)	$9.6
Impairment losses on long-lived assets	8.0	—	10.5	(d)
Goodwill and trademark impairment losses	10.9	—	211.8	(e)

Total	$22.0	($0.2)	$231.9

(a)	Severance, retention bonuses and other benefits

(b)	Lease terminations

(c)	Service contract terminations

(d)	Consists mostly of leasehold improvements, equipment and intangible assets with definite lives

(e)	Goodwill impairment of $164.4 million and trademark impairment of $47.4 million

     The following table presents the activity in the reserve for restructuring costs associated with the E-LOAN 2007 and 2008 Restructuring Plans for the year ended December 31, 2008.

	E-LOAN 2007	E-LOAN 2008
(In millions)	Restructuring Plan	Restructuring Plan

Balance at January 1, 2008	$8.8	—
Charges expensed during the year	(0.2)	$3.1
Payments made during the year	(6.4)	(0.1)

Balance at December 31, 2008	$2.2	$3.0

110     POPULAR, INC. 2008 ANNUAL REPORT
Note 4 — Restrictions on cash and due from banks and highly liquid securities:
The Corporation’s subsidiary banks are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank or other banks. Those required average reserve balances were approximately $684 million at December 31, 2008 (2007 — $678 million). Cash and due from banks, as well as other short-term, highly liquid securities, are used to cover the required average reserve balances.
     In compliance with rules and regulations of the Securities and Exchange Commission, at December 31, 2008 and 2007, the Corporation had securities with a market value of $0.3 million segregated in a special reserve bank account for the benefit of brokerage customers of its broker-dealer subsidiary. These securities are classified in the consolidated statement of condition within the other trading securities category.
     As required by the Puerto Rico International Banking Center Law, at December 31, 2008 and 2007, the Corporation maintained separately for its two international banking entities (“IBEs”), $0.6 million in time deposits, equally split for the two IBEs, which were considered restricted assets.
     As part of a line of credit facility with a financial institution, at December 31, 2008 and 2007, the Corporation maintained restricted cash of $2 million as collateral for the line of credit. The cash is being held in certificates of deposit, which mature in less than 90 days. The line of credit is used to support letters of credit.
     At December 31, 2008, the Corporation had restricted cash of $3 million (2007 — $4 million) to support a letter of credit related to a service settlement agreement.
     At December 31, 2008, the Corporation had $10 million in cash equivalents restricted as to its use for the potential payment of obligations contained in a loan sales agreement that could arise until November 3, 2009.
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
     The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2008	2007

Repledged	$199,558	$146,712
Not repledged	122,871	14,193

Total	$322,429	$160,905

     The repledged securities were used as underlying securities for repurchase agreement transactions.

Note 6 — Investment securities available-for-sale:
The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2008 and 2007 (2006 — only market value is presented) were as follows:

	2008
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average
	cost	gains	losses	value	yield

	(Dollars in thousands)
U.S. Treasury securities
After 5 to 10 years	$456,551	$45,567	—	$502,118	3.83%

Obligations of U.S. government sponsored entities
Within 1 year	123,315	2,855	—	126,170	4.46
After 1 to 5 years	4,361,775	262,184	—	4,623,959	4.07
After 5 to 10 years	27,811	1,097	—	28,908	4.96
After 10 years	26,877	1,094	—	27,971	5.68

	4,539,778	267,230	—	4,807,008	4.09

Obligations of Puerto Rico, States and political Subdivisions
Within 1 year	4,500	66	—	4,566	6.10
After 1 to 5 years	2,259	4	$6	2,257	4.95
After 5 to 10 years	67,975	232	3,269	64,938	4.77
After 10 years	29,423	46	240	29,229	5.20

	104,157	348	3,515	100,990	4.95

Collateralized mortgage obligations
Within 1 year	622	—	3	619	5.08
After 1 to 5 years	6,837	52	12	6,877	5.20
After 5 to 10 years	187,154	784	3,903	184,035	3.21
After 10 years	1,522,372	9,090	67,277	1,464,185	3.15

	1,716,985	9,926	71,195	1,655,716	3.17

Mortgage-backed securities
Within 1 year	18,673	46	8	18,711	3.94
After 1 to 5 years	67,570	237	150	67,657	3.86
After 5 to 10 years	116,059	3,456	226	119,289	4.85
After 10 years	635,159	11,127	3,438	642,848	5.47

	837,461	14,866	3,822	848,505	5.22

Equity securities (without contractual maturity)	19,581	61	9,492	10,150	5.01

	$7,674,513	$337,998	$88,024	$7,924,487	4.01%

	2007			2006
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average	Market
	cost	gains	losses	value	yield	value

	(Dollars in thousands)
U.S. Treasury securities
Within 1 year	$9,993	$3	—	$9,996	3.57%	—
After 1 to 5 years	—	—	—	—	—	$29,072
After 5 to 10 years	466,111	—	$5,011	461,100	3.83	445,763

	476,104	3	5,011	471,096	3.82	474,835

Obligations of U.S. government sponsored entities
Within 1 year	1,315,128	113	4,642	1,310,599	3.75	897,187
After 1 to 5 years	3,593,239	49,022	487	3,641,774	4.45	2,190,446
After 5 to 10 years	470,357	2,669	756	472,270	4.24	3,296,396
After 10 years	71,304	1,167	—	72,471	5.96	71,756

	5,450,028	52,971	5,885	5,497,114	4.28	6,455,785

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	12,429	56	54	12,431	4.94	6,703
After 1 to 5 years	7,889	96	25	7,960	5.69	19,614
After 5 to 10 years	23,947	255	88	24,114	4.44	18,083
After 10 years	58,941	63	2,017	56,987	4.98	70,542

	103,206	470	2,184	101,492	4.90	114,942

Collateralized mortgage obligations
Within 1 year	190	—	—	190	6.06	—
After 1 to 5 years	7,491	3	34	7,460	5.25	9,935
After 5 to 10 years	127,490	370	609	127,251	5.00	132,940
After 10 years	1,268,121	3,381	9,863	1,261,639	5.15	1,502,451

	1,403,292	3,754	10,506	1,396,540	5.14	1,645,326

Mortgage-backed Securities
Within 1 year	27,318	1	203	27,116	2.97	—
After 1 to 5 years	94,119	104	872	93,351	3.94	147,277
After 5 to 10 years	69,223	206	523	68,906	4.60	72,426
After 10 years	826,642	4,379	10,266	820,755	5.33	817,113

	1,017,302	4,690	11,864	1,010,128	5.08	1,036,816

Equity securities (without contractual maturity)	33,299	690	36	33,953	4.53	73,745

Other
After 1 to 5 years	23	—	—	23		148
After 5 to 10 years	68	—	—	68		636
After 10 years	4,721	—	—	4,721		48,629

	4,812	—	—	4,812	13.27	49,413

	$8,488,043	$62,578	$35,486	$8,515,135	4.51%	$9,850,862

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

112     POPULAR, INC. 2008 ANNUAL REPORT
     For 2007, the “other” category is composed substantially of residual interests derived from off-balance sheet mortgage loan securitizations that pertained to PFH’s operations.
     The aggregate amortized cost and approximate market value of investment securities available-for-sale at December 31, 2008, by contractual maturity, are shown below:

(In thousands)	Amortized cost	Market value

Within 1 year	$147,110	$150,066
After 1 to 5 years	4,438,441	4,700,750
After 5 to 10 years	855,550	899,288
After 10 years	2,213,831	2,164,233

Total	$7,654,932	$7,914,337
Equity securities	19,581	10,150

Total investment securities available-for-sale	$7,674,513	$7,924,487

     Proceeds from the sale of investment securities available-for-sale during 2008 were $2.4 billion (2007 — $58.2 million; 2006 — $208.8 million). Gross realized gains and losses on securities available-for-sale during 2008 were $29.6 million and $0.1 million, respectively (2007 — $8.0 million and $4.3 million; 2006 — $22.9 million and $0.7 million).
     The following table shows the Corporation’s gross unrealized losses and market value of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007:

December 31, 2008
	Less than 12 months
	Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$34,795	$303	$34,492
Collateralized mortgage obligations	544,783	28,589	516,194
Mortgage-backed securities	109,298	676	108,622
Equity securities	19,541	9,480	10,061

	$708,417	$39,048	$669,369

	12 months or more
	Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$44,011	$3,212	$40,799
Collateralized mortgage obligations	553,202	42,606	510,596
Mortgage-backed securities	206,472	3,146	203,326
Equity securities	29	12	17

	$803,714	$48,976	$754,738

		Total
		Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$78,806	$3,515	$75,291
Collateralized mortgage obligations	1,097,985	71,195	1,026,790
Mortgage-backed securities	315,770	3,822	311,948
Equity securities	19,570	9,492	10,078

	$1,512,131	$88,024	$1,424,107

December 31, 2007
	Less than 12 months
	Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$67,107	$185	$66,922
Obligations of Puerto Rico, States and political subdivisions	2,600	2	2,598
Collateralized mortgage obligations	349,084	2,453	346,631
Mortgage-backed securities	99,328	667	98,661
Equity securities	28	10	18

	$518,147	$3,317	$514,830

	12 months or more
	Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$466,111	$5,011	$461,100
Obligations of U.S. government sponsored entities	1,807,457	5,700	1,801,757
Obligations of Puerto Rico, States and political subdivisions	65,642	2,182	63,460
Collateralized mortgage obligations	430,034	8,053	421,981
Mortgage-backed securities	656,879	11,197	645,682
Equity securities	300	26	274

	$3,426,423	$32,169	$3,394,254

		Total
		Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

U.S. Treasury securities	$466,111	$5,011	$461,100
Obligations of U.S. government sponsored entities	1,874,564	5,885	1,868,679
Obligations of Puerto Rico, States and political subdivisions	68,242	2,184	66,058
Collateralized mortgage obligations	779,118	10,506	768,612
Mortgage-backed securities	756,207	11,864	744,343
Equity securities	328	36	292

	$3,944,570	$35,486	$3,909,084

     As of December 31, 2008, “Obligations of Puerto Rico, States and political subdivisions” include approximately $47 million in Commonwealth of Puerto Rico Appropriation Bonds (“Appropriation Bonds”) in the Corporation’s investment securities portfolios. The rating on these bonds by Moody’s Investors Service (“Moody’s”) is Ba1, one notch below investment grade, while Standard & Poor’s (“S&P”) rates them as investment grade. As of December 31, 2008, these Appropriation Bonds represented approximately $3.2 million in unrealized losses in the Corporation’s investment securities portfolios. The Corporation is closely monitoring the political and economic situation of the Island as part of its evaluation of its available-for-sale portfolio for any declines in value that management may consider other-than-temporary. Management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
     During the year ended December 31, 2008, the Corporation recognized through earnings approximately $14.6 million (2007 — $65.2 million) in losses in the investment securities available-for-sale portfolio that management considered to be other-than-temporarily impaired. These realized losses were associated with residual interests in mortgage securitizations and equity securities.
     The unrealized loss positions of available-for-sale securities as of December 31, 2008 are primarily associated with collateralized mortgage obligations (“CMOs”), and to a lesser extent in equity securities, mortgage-backed securities and obligations of Puerto Rico, state and political subdivisions. The vast majority of these securities are rated the equivalent of AAA by the major rating agencies. The investment portfolio is structured primarily with highly liquid securities, which possess a large and efficient secondary market. All MBS held by the Corporation and approximately 91% of the CMOs held as of December 31, 2008 are guaranteed by government sponsored entities. Valuations are performed at least on a quarterly basis using third party providers and dealer quotes. Management believes that the unrealized losses in the Corporation’s portfolio of securities available-for-sale at December 31, 2008 were temporary and were substantially related to widening credit spreads and general lack of liquidity in the marketplace, and not to the deterioration in the creditworthiness of the issuers. Also, management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
     The CMOs accounted for approximately $71 million, or 81%, of the total unrealized losses in the portfolio of securities available-for-sale at December 31, 2008. Federal agency CMOs and private label CMOs represented 91% and 9%, respectively, of the CMOs portfolio available-for-sale at December 31, 2008. The securities that made up the private label component of the CMO portfolio available-for-sale are each rated AAA by either Moody’s and/or Standard & Poor’s rating agencies. None of the securities are on negative watch or outlook, nor have their ratings changed from their respective issuance dates. The CMOs carrying value of the private label available-for-sale at December 31, 2008 was about $149 million, net of unrealized losses of $41 million. The losses related primarily to adjustable rate mortgages with lower coupons. In addition to verifying the credit ratings for the private label CMOs, management analyzed the underlying mortgage loan collateral for these bonds. Various statistics or metrics were reviewed for each private label CMO, including among others the weighted average loan-to-value, FICO score, and delinquency and foreclosure rates. All of these CMOs securities were found to be in good credit condition. Since no observable credit quality issues were present in the Corporation’s CMOs at December 31, 2008, and management has the intent and ability to hold the CMOs for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments, management considered the unrealized losses to be temporary.
     The following table states the name of issuers, and the aggregate amortized cost and market value of the securities of such issuer (includes available-for-sale and held-to-maturity securities), in which the aggregate amortized cost of such securities exceeds 10% of stockholders’ equity. This information excludes securities of the U.S. Government agencies and corporations. Investments in obligations issued by a state of the U.S. and its political subdivisions and agencies, which are payable and secured by the same source of revenue or taxing authority, other than the U.S. Government, are considered securities of a single issuer.

	2008		2007
	Amortized	Market	Amortized	Market
(In thousands)	cost	Value	cost	Value

FNMA	$1,198,645	$1,197,648	$1,132,834	$1,128,544
FHLB	4,389,271	4,651,249	5,649,729	5,693,170
Freddie Mac	884,414	875,493	918,976	913,609

114     POPULAR, INC. 2008 ANNUAL REPORT
Note 7 — Investment securities held-to-maturity:
The amortized cost, gross unrealized gains and losses, approximate market value (or fair value for certain investment securities where no market quotations are available), weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2008 and 2007 (2006 — only amortized cost is presented) were as follows:

	2008
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average
	cost	gains	losses	value	yield
		(Dollars in thousands)

Obligations of U.S. government sponsored entities Within 1 year	$1,499	$1	—	$1,500	1.00%

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	106,910	8	—	106,918	2.82
After 1 to 5 years	108,860	351	$367	108,844	5.50
After 5 to 10 years	16,170	500	116	16,554	5.75
After 10 years	52,730	115	5,141	47,704	5.56

	284,670	974	5,624	280,020	4.52

Collateralized mortgage obligations
After 10 years	244	—	13	231	5.45

Other
Within 1 year	6,584	49	—	6,633	6.04
After 1 to 5 years	1,750	—	—	1,750	3.90

	8,334	49	—	8,383	5.59

	$294,747	$1,024	$5,637	$290,134	4.53%

	2007					2006
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Market	average	Amortized
	cost	gains	losses	value	yield	cost
		(Dollars in thousands)

Obligations of U.S. government sponsored entities
Within 1 year	$395,974	$15	$1,497	$394,492	4.11%	$3,017

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	1,785	2	1	1,786	5.59	1,360
After 1 to 5 years	11,745	197	—	11,942	4.84	7,002
After 5 to 10 years	12,754	690	25	13,419	5.92	10,515
After 10 years	50,180	2,219	—	52,399	6.00	53,275

	76,464	3,108	26	79,546	5.80	72,152

Collateralized mortgage obligations
After 10 years	310	—	17	293	5.45	381

Other
Within 1 year	6,228	25	2	6,251	6.47	6,570
After 1 to 5 years	5,490	69	2	5,557	5.71	9,220

	11,718	94	4	11,808	6.12	15,790

	$484,466	$3,217	$1,544	$486,139	4.43%	$91,340

     Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.
     The aggregate amortized cost and approximate market value of investment securities held-to-maturity at December 31, 2008, by contractual maturity, are shown below:

(In thousands)	Amortized cost	Market value

Within 1 year	$114,993	$115,051
After 1 to 5 years	110,610	110,594
After 5 to 10 years	16,170	16,554
After 10 years	52,974	47,935

Total investment securities held-to-maturity	$294,747	$290,134

     The following table shows the Corporation’s gross unrealized losses and fair value of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007:

December 31, 2008
	Less than 12 months
		Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$135,650	$5,452	$130,198
Other	250	—	250

	$135,900	$5,452	$130,448

	12 months or more
		Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$9,535	$172	$9,363
Collateralized mortgage obligations	244	13	231
Other	250	—	250

	$10,029	$185	$9,844

		Total
		Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$145,185	$5,624	$139,561
Collateralized mortgage obligations	244	13	231
Other	500	—	500

	$145,929	$5,637	$140,292

December 31, 2007
	Less than 12 months
		Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$196,129	$1,497	$194,632
Obligations of Puerto Rico, States and political subdivisions	1,883	26	1,857
Other	1,250	1	1,249

	$199,262	$1,524	$197,738

	12 months or more
		Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Collateralized mortgage obligations	$310	$17	$293
Other	1,250	3	1,247

	$1,560	$20	$1,540

		Total
		Gross
	Amortized	Unrealized	Market
(In thousands)	Cost	Losses	Value

Obligations of U.S. government sponsored entities	$196,129	$1,497	$194,632
Obligations of Puerto Rico, States and political subdivisions	1,883	26	1,857
Collateralized mortgage obligations	310	17	293
Other	2,500	4	2,496

	$200,822	$1,544	$199,278

     Management believes that the unrealized losses in the held-to-maturity portfolio at December 31, 2008 are temporary and were substantially related to widening credit spreads and general lack of liquidity in the marketplace, and not to deterioration in the creditworthiness of the issuers. Also, management has the intent and ability to hold these investments until maturity.
Note 8 — Pledged assets:
At December 31, 2008 and 2007, certain securities and loans were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available. The classification and carrying amount of the Corporation’s pledged assets, in which the secured parties are not permitted to sell or repledge the collateral, were as follows:

(In thousands)	2008	2007

Investment securities available-for-sale, at fair value	$2,470,591	$2,944,643
Investment securities held-to-maturity, at amortized cost	100,000	339
Loans held-for-sale measured at lower of cost or market value	35,764	42,428
Loans held-in-portfolio	8,101,999	8,489,814

	$10,708,354	$11,477,224

     Pledged securities and loans that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of condition.

116     POPULAR, INC. 2008 ANNUAL REPORT
Note 9 — Loans and allowance for loan losses:
The composition of loans held-in-portfolio at December 31, was as follows:

(In thousands)	2008	2007

Loans secured by real estate:
Insured or guaranteed by the U.S. Government or its agencies	$185,796	$134,116
Guaranteed by the Commonwealth of Puerto Rico	131,418	138,823
Commercial loans secured by real estate	7,973,500	7,497,731
Residential conventional mortgages	4,110,953	5,731,809
Construction and land development	2,400,230	2,301,254
Consumer loans secured by real estate	1,251,206	1,426,800

	16,053,103	17,230,533
Depository institutions	10,061	10,209
Commercial, industrial and agricultural	4,605,815	4,842,500
Lease financing	872,653	1,270,484
Consumer for household, credit cards and other consumer expenditures	3,403,822	3,820,457
Obligations of states and political subdivisions	507,188	582,310
Other	404,595	447,073

	$25,857,237	$28,203,566

     As of December 31, 2008, loans on which the accrual of interest income had been discontinued amounted to $1.2 billion (2007 -$771 million; 2006 — $718 million). If these loans had been accruing interest, the additional interest income realized would have been approximately $48.7 million (2007 — $71.0 million; 2006 — $58.2 million). Non-accruing loans as of December 31, 2008 include $68 million (2007 — $49 million; 2006 — $48 million) in consumer loans.
     The commercial and mortgage loans that were considered impaired based on SFAS No. 114 at December 31, and the related disclosures follow:

	December 31,
(In thousands)	2008	2007

Impaired loans with a related allowance	$664,852	$174,029
Impaired loans that do not require allowance	232,712	147,653

Total impaired loans	$897,564	$321,682

Allowance for impaired loans	$194,722	$53,959

Average balance of impaired loans during the year	$619,073	$288,374

Interest income recognized on impaired loans during the year	$8,834	$9,484

Note: Balances at December 31, 2008 include trouble debt restructured mortgage loans amounting to $76 million.

     Note 1 to the consolidated financial statements, under the heading of “Allowance for Loan Losses,” describes the characteristics of those loans that the Corporation considers impaired loans for evaluation under the SFAS No. 114 accounting framework. As prescribed by SFAS No. 114, when a loan is impaired, the measurement of the impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. The loans classified as “Impaired loans that do not require an allowance” in the previous table were collateral dependent commercial loans. The Corporation performed a detailed analysis based on the fair value of the individual loans’ collateral less estimated costs to sell and determined it to be adequate to cover any losses. Management monitors on a quarterly basis if there have been any significant changes (increases or decreases) in the fair value of the collateral if the impaired loan is collateral dependent and adjusts their specific credit reserves to the extent necessary.
     The changes in the allowance for loan losses for the year ended December 31, were as follows:

(In thousands)	2008	2007	2006

Balance at beginning of year	$548,832	$522,232	$461,707
Net allowances acquired	—	7,290	—
Provision for loan losses	991,384	341,219	187,556
Recoveries	45,540	57,904	55,713
Charge-offs	(645,504)	(308,540)	(209,065)
Write-downs related to loans transferred to loans held-for-sale	(12,430)	—	—
Change in allowance for loan losses from discontinued operations (a)	(45,015)	(71,273)	26,321

Balance at end of year	$882,807	$548,832	$522,232

(a)	A positive amount represents higher provision for loan losses recorded during the period compared to net charge-offs, and vice versa for a negative amount.

     The components of the net financing leases receivable at December 31, were:

(In thousands)	2008	2007

Total minimum lease payments	$677,926	$1,050,011
Estimated residual value of leased property	188,526	211,473
Deferred origination costs, net of fees	6,201	9,000
Less — Unearned financing income	119,450	172,680

Net minimum lease payments	753,203	1,097,804
Less — Allowance for loan losses	21,976	25,648

	$731,227	$1,072,156

     At December 31, 2008, future minimum lease payments are expected to be received as follows:

(In thousands)

2009	$262,892
2010	164,060
2011	118,475
2012	80,894
2013 and thereafter	51,605

$677,926

Note 10 — Related party transactions:
The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

	Executive
(In thousands)	Officers	Directors	Total

Balance at December 31, 2006	$3,961	$25,103	$29,064
New loans	2,781	34,897	37,678
Payments	(2,199)	(25,886)	(28,085)
Other changes	54	(1,295)	(1,241)

Balance at December 31, 2007	$4,597	$32,819	$37,416
New loans	2,740	27,955	30,695
Payments	(2,831)	(19,435)	(22,266)
Other changes	(24)	—	(24)

Balance at December 31, 2008	$4,482	$41,339	$45,821

     The amounts reported as “other changes” include changes in the status of those who are considered related parties.
     Management believes these loans have been consummated on terms no less favorable to the Corporation than those that would have been obtained if the transactions had been with unrelated parties and do not involve more than the normal risk of collection.
     At December 31, 2008, the Corporation’s banking subsidiaries held deposits from related parties amounting to $37 million (2007 — $38 million).
     From time to time, the Corporation, in the ordinary course of business, obtains services from related parties or makes contributions to non-profit organizations that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.
     During 2008, the Corporation engaged, in the ordinary course of business, the legal services of certain law firms in Puerto Rico, in which the Secretary of the Board of Directors of Popular, Inc. and immediate family members of an executive officer of the Corporation acted as Senior Counsel or as partners. The fees paid to these law firms for fiscal year 2008 amounted to approximately $2.4 million (2007 — $2.0 million). These fees included $0.2 million (2007 — $0.5 million) paid by the Corporation’s clients in connection with commercial loan transactions and $27 thousand (2007 — $50 thousand) paid by mutual funds managed by the Bank. In addition, one of these law firms leases office space in the Corporation’s headquarters building, which is owned by BPPR. During 2008, this law firm made lease payments of approximately $0.7 million (2007 — $0.9 million). It also engages BPPR as trustee of its retirement plan and paid approximately $64 thousand for these services in 2008 (2007 — $50 thousand).
     For the year ended December 31, 2008, the Corporation made contributions of approximately $1.8 million to Banco Popular Foundations, which are not-for-profit corporations dedicated to philanthropic work (2007 — $2.1 million).
Note 11 — Premises and equipment:
Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

	Useful life
(In thousands)	in years	2008	2007

Land		$97,639	$80,254

Buildings	10-50	433,986	400,808
Equipment	3-10	509,887	579,842
Leasehold improvements	2-10	100,901	107,497

		1,044,774	1,088,147

Less — Accumulated depreciation and amortization		574,264	624,959

		470,510	463,188

Construction in progress		52,658	44,721

		$620,807	$588,163

     Depreciation and amortization of premises and equipment for the year 2008 was $72.4 million (2007 — $76.2 million; 2006 -$78.2 million), of which $26.2 million (2007 — $26.4 million; 2006 - $25.5 million) was charged to occupancy expense and $46.2 million (2007 — $49.7 million; 2006 - $52.6 million) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $32.1 million (2007 — $27.5 million; 2006 — $27.3 million).

118     POPULAR, INC. 2008 ANNUAL REPORT
Note 12 — Goodwill and other intangible assets:
The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007, allocated by reportable segments, were as follows (refer to Note 35 for the definition of the Corporation’s reportable segments):

2008
	Balance at		Purchase		Balance at
	January 1,	Goodwill	accounting		December 31,
(In thousands)	2008	acquired	adjustments	Other	2008

Banco Popular de Puerto Rico:
Commercial Banking	$35,371	—	($3,631)	($11)	$31,729
Consumer and Retail Banking	136,407	—	(17,794)	(1,613)	117,000
Other Financial Services	8,621	$153	(444)	—	8,330
Banco Popular North America:
Banco Popular North America	404,237	—	—	—	404,237
E-LOAN	—	—	—	—	—
EVERTEC	46,125	—	785	(2,414)	44,496

Total Popular, Inc.	$630,761	$153	($21,084)	($4,038)	$605,792

2007
	Balance at		Purchase		Balance at
	January 1,	Goodwill	accounting		December 31,
(In thousands)	2007	acquired	adjustments	Other	2007

Banco Popular de Puerto Rico:
Commercial Banking	$14,674	$20,697	—	—	$35,371
Consumer and Retail Banking	34,999	101,408	—	—	136,407
Other Financial Services	4,391	3,788	$442	—	8,621
Banco Popular North America:
Banco Popular North America	404,237	—	—	—	404,237
E-LOAN	164,410	—	—	($164,410)	—
EVERTEC	45,142	837	329	(183)	46,125

Total Popular, Inc.	$667,853	$126,730	$771	($164,593)	$630,761

     In 2008, purchase accounting adjustments consist of adjustments to the value of the assets acquired and liabilities assumed resulting from the completion of appraisals or other valuations, adjustments to initial estimates recorded for transaction costs, if any, and contingent consideration paid during a contractual contingency period. The purchase accounting adjustments at the BPPR reportable segment were mostly related to the acquisition of Citibank’s retail branches in Puerto Rico (acquisition completed in December 2007). The amount included in the “other” category at the BPPR segment was mainly related to goodwill impairment losses of $1.6 million associated with the write-off of Popular Finance’s goodwill since the subsidiary ceased originating loans during the fourth quarter of 2008. The reduction in goodwill in the EVERTEC reportable segment during 2008 was mainly the result of the sale of substantially all assets of EVERTEC’s health processing division during the third quarter of 2008.
     In 2007, the goodwill acquired was related to the acquisitions of Citibank’s retail branch network in Puerto Rico and Smith Barney’s retail brokerage operations in Puerto Rico. The amount included in the “other” category was related mostly to goodwill impairment losses of $164.4 million in the Banco Popular North America reportable segment that were associated with the write-off of E-LOAN’s goodwill as a result of E-LOAN’s 2007 Restructuring Plan discussed in Note 3 to the consolidated financial statements. In determining the fair value of a reporting unit, the Corporation generally uses a combination of methods, including market price multiples of comparable companies and the discounted cash flow analysis. The valuation technique used to evaluate E-LOAN at the time of the goodwill impairment determination considered both of these approaches.
     The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2008 using July 31, 2008 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which basically are the legal entities that compose the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.
     As indicated in Note 1 to the consolidated financial statements, the goodwill impairment evaluation is performed in two steps. The first step of the goodwill evaluation process is to determine if potential impairment exists in any of the Corporation’s reporting units, and is performed by comparing the fair value of the reporting units with their carrying amount, including goodwill. If required from the results of this step, a second step measures the amount of any impairment loss. The second step process estimates the fair value of the unit’s individual assets and liabilities in the same manner as if a purchase of the reporting unit was taking place. If the implied fair value of goodwill calculated in step 2 is less than the carrying amount of goodwill for the reporting unit, an impairment is indicated and the carrying value of goodwill is written down to the calculated value.
     The first step of the goodwill impairment test performed during 2008 showed that the carrying amount of the following reporting units exceeded their respective fair values: BPNA, Popular Auto and Popular Mortgage. As a result, the second step of the goodwill impairment test was performed for those reporting units. At December 31, 2008, the goodwill of these reporting units amounted to $404 million for BPNA, $7 million for Popular Auto and $4 million for Popular Mortgage. Only BPNA pertains to the Corporation’s U.S. mainland operations.
     As previously indicated, the second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill shall be determined in the same manner as the amount of goodwill recognized in a business combination is determined. That is, an entity shall allocate the fair value of a reporting unit to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. The fair value of the assets and liabilities reflects market conditions, thus volatility in prices could have a material impact on the determination of the implied fair value of the reporting unit goodwill at the impairment test date. Based on the results of the second step, management concluded that there was no goodwill impairment to be recognized by those reporting units. The analysis of the results for the second step indicates that the reduction in the fair value of these reporting units was mainly attributed to the deterioration of the loan portfolios’ fair value and not to the fair value of the reporting units as going concern entities.
     In determining the fair value of a reporting unit, the Corporation generally uses a combination of methods, including market price multiples of comparable companies and transactions, as well as discounted cash flow analysis.
     The computations require management to make estimates and assumptions. Critical assumptions that are used as part of these evaluations include:
•	selection of comparable publicly traded companies, based on nature of business, location and size;

•	selection of comparable acquisition and capital raising transactions;

•	the discount rate applied to future earnings, based on an estimate of the cost of equity;

•	the potential future earnings of the reporting unit;

•	market growth and new business assumptions;
     For purposes of the market comparable approach, valuations were determined by calculating average price multiples of relevant value drivers from a group of companies that are comparable to the reporting unit being analyzed and applying those price multiples to the value drivers of the reporting unit. While the market price multiple is not an assumption, a presumption that it provides an indicator of the value of the reporting unit is inherent in the valuation. The determination of the market comparables also involves a degree of judgment.
     For purposes of the discounted cash flows approach, the valuation is based on estimated future cash flows. The Corporation uses its internal Asset Liability Management Committee (“ALCO”) forecasts to estimate future cash flows. The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 11.24% to 25.54% for the 2008 analysis.
     For BPNA, the most significant of the subsidiaries that had failed the first step of SFAS No. 142, the Corporation determined the fair value of Step 1 utilizing a market value approach based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. Additionally, the Corporation determined the reporting unit fair value using a discounted cash flow analysis (“DCF”) based on BPNA’s financial projections. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31, 2008), requiring the completion of the second step of SFAS No. 142. In accordance with SFAS No. 142, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete the second step of SFAS No. 142, the Corporation subtracted from BPNA’s Step 1 fair values (determined based on the market and DCF approaches) the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $404 million, resulting in no goodwill impairment.
     Furthermore, as part of the SFAS No. 142 analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2008 test were reasonable.
     Management monitors events or changes in circumstances between annual tests to determine if these events or changes in circumstances would more likely than not reduce the fair value of a reporting unit below its carrying amount. As previously indicated, the annual test was performed during the third quarter of 2008 using July 31, 2008 as the annual evaluation date. At that time, the economic situation in the United States and Puerto Rico continued its evolution into recessionary conditions, including deterioration in the housing market and credit market. These conditions have carried over to the end of the year. Accordingly, management is closely monitoring the fair value of the reporting units, particularly the reporting units that failed the Step 1 test in the annual goodwill impairment evaluation. As part of the monitoring process, management performed an assessment for BPNA as of December 31, 2008. The Corporation determined BPNA’s fair value utilizing the same valuation approaches (market and DCF) used in the annual goodwill impairment test. The determined fair value for BPNA as of December 31, 2008 continued to be below its carrying amount under all valuation approaches. The fair value determination of BPNA’s assets and liabilities was updated as of December 31, 2008 utilizing valuation methodologies consistent with the July 31, 2008 test. The results of the assessment as of December 31, 2008 indicated that the implied fair value of goodwill exceeded the goodwill carrying amount, resulting in no goodwill impairment. The results obtained in the December 31, 2008 assessment were consistent with the results of the annual impairment test in that the reduction in the fair value of BPNA was mainly attributable to a significant reduction in the fair value of BPNA’s loan portfolio.
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
     At December 31, 2008, other than goodwill, the Corporation had $6 million of identifiable intangibles with indefinite useful lives, mostly associated with E-LOAN’s trademark (2007 — $17

120     POPULAR, INC. 2008 ANNUAL REPORT
million). During the fourth quarter of 2008, the Corporation recognized impairment losses of $10.9 million related to E-LOAN’s trademark (2007 - $47.4 million). There were no impairment losses recognized in 2006 related to other intangible assets with indefinitive lives.
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
     The following table reflects the components of other intangible assets subject to amortization at December 31:

	2008		2007
	Gross	Accumulated	Gross	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization

Core deposits	$65,379	$24,130	$66,381	$23,171
Other customer relationships	8,839	4,585	10,375	4,131
Other intangibles	3,037	1,725	8,164	5,385

Total	$77,255	$30,440	$84,920	$32,687

     During the year ended December 31, 2008, the Corporation recognized $11.5 million in amortization expense related to other intangible assets with definite lives (2007 — $10.4 million; 2006 — $12.0 million).
     Also, in 2008, the Corporation recorded impairment losses associated with the write-off of certain customer relationships and other intangibles of $1.9 million and $0.2 million, respectively, mainly pertained to E-LOAN (2007-$0.8 million and $0.7 million, respectively). These write-offs were the result of the E-LOAN Restructuring plans described in Note 3 to the consolidated financial statements. These amounts are included in the caption of impairment losses on long-lived assets on the consolidated statement of operations. E-LOAN’s other intangible assets subject to amortization were fully written-off as of December 31, 2008.
     Intangible assets with a gross amount of $10.0 million became fully amortized during 2008 and, as such, their gross amount and accumulated amortization were eliminated from the tabular disclosure presented above. The table also excludes the E-LOAN intangibles that were fully written-off during 2008.
     The following table presents the estimated aggregate amortization expense of the intangible assets with definite lives that the Corporation has at December 31, 2008, for each of the next five years:

(In thousands)

2009	$9,424
2010	7,672
2011	6,981
2012	5,961
2013	7,856

Note 13 — Deposits:
Total interest bearing deposits at December 31, consisted of:

(In thousands)	2008	2007

Savings accounts	$5,500,190	$5,638,862
NOW, money market and other interest bearing demand	4,610,511	4,770,829

	10,110,701	10,409,691

Certificates of deposit:
Under $100,000	8,439,324	8,136,308
$100,000 and over	4,706,627	5,277,690

	13,145,951	13,413,998

	$23,256,652	$23,823,689

     A summary of certificates of deposit by maturity at December 31, 2008, follows:

(In thousands)

2009	$9,855,020
2010	1,733,963
2011	621,284
2012	497,097
2013	343,980
2014 and thereafter	94,607

$13,145,951

     At December 31, 2008, the Corporation had brokered deposits amounting to $3.1 billion (2007 - $3.1 billion). Of these deposits at December 31, 2008, $65 million are classified as money market and the remaining $3.0 billion as certificates of deposits in the “under $100,000” category. At December 31, 2007, there were no brokered deposits classified as money market and $3.0 billion of the brokered certificates of deposits were classified in the “under $100,000” category.
     The brokered deposits classified in the “under $100,000” category represent certificates of deposits acquired in denominations of $1,000 under various master certificates of deposit.

     The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $123 million as of December 31, 2008 (2007- $144 million).
Note 14 — Federal funds purchased and assets sold under agreements to repurchase:
The following table summarizes certain information on federal funds purchased and assets sold under agreements to repurchase at December 31:

(Dollars in thousands)	2008	2007	2006

Federal funds purchased	$144,471	$303,492	$1,276,818
Assets sold under agreements to repurchase	3,407,137	5,133,773	4,485,627

Total amount outstanding	$3,551,608	$5,437,265	$5,762,445

Maximum aggregate balance outstanding at any month-end	$5,697,842	$6,942,722	$8,963,244

Average monthly aggregate balance outstanding	$4,163,015	$5,272,476	$7,018,628

Weighted average interest rate:
For the year	3.37%	5.19%	5.00%
At December 31	1.45	4.40	5.12

     The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the carrying value and approximate market value of the collateral (including accrued interest) as of December 31, 2008 and 2007. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held-for-trading purposes or which have been obtained under agreements to resell.

	2008
				Weighted
	Repurchase	Carrying value	Market value	Average
	Liability	of collateral	of collateral	interest rate
	(Dollars in thousands)
Obligations of U.S. government sponsored entities
Overnight	$5,622	$5,681	$5,681	3.37%
Within 30 days	565,870	610,628	610,628	2.31
After 90 days	152,309	184,119	184,119	4.82

	723,801	800,428	800,428	2.85

Mortgage-backed securities
Overnight	1,725	1,981	1,981	5.34
Within 30 days	8,294	9,038	9,038	1.00
After 30 to 90 days	60,083	59,471	59,471	3.12
After 90 days	522,732	539,040	539,040	4.52

	592,834	609,530	609,530	4.33

Collateralized mortgage obligations
Overnight	46,914	66,691	66,691	3.89
Within 30 days	591,652	580,174	580,174	2.73
After 30 to 90 days	221,491	279,115	279,115	3.04
After 90 days	609,396	765,218	765,218	4.34

	1,469,453	1,691,198	1,691,198	3.48

	$2,786,088	$3,101,156	$3,101,156	3.50%

122     POPULAR, INC. 2008 ANNUAL REPORT

	2007
				Weighted
	Repurchase	Carrying value	Market value	average
	liability	of collateral	of collateral	interest rate
	(Dollars in thousands)

U.S. Treasury securities
After 30 to 90 days	$173,924	$173,826	$173,826	4.31%

	173,924	173,826	173,826	4.31

Obligations of U.S. government sponsored entities
Overnight	79	558	558	3.84
Within 30 days	844,189	866,577	866,577	4.69
After 30 to 90 days	716,972	736,239	736,239	4.58
After 90 days	632,460	717,494	717,494	4.34

	2,193,700	2,320,868	2,320,868	4.55

Mortgage-backed securities
Overnight	17,257	15,568	15,568	3.84
Within 30 days	51,225	54,844	54,844	4.97
After 30 to 90 days	60,069	43,442	43,442	2.75
After 90 days	538,440	523,265	523,265	4.19

	666,991	637,119	637,119	4.11

Collateralized mortgage obligations
Overnight	57,747	61,080	61,080	3.84
Within 30 days	611,385	641,017	641,017	4.99
After 30 to 90 days	304,416	305,086	305,086	5.33
After 90 days	175,099	200,535	200,535	4.37

	1,148,647	1,207,718	1,207,718	4.93

Loans
Within 30 days	216,311	331,131	331,131	5.54

	216,311	331,131	331,131	5.54

	$4,399,573	$4,670,662	$4,670,662	4.62%

Note 15 — Other short-term borrowings:
Other short-term borrowings as of December 31, consisted of the following:

(Dollars in thousands)	2008	2007

Advances with the FHLB paying interest monthly at a fixed rate of 4.63%	—	$72,000
Advances with the FHLB paying interest at maturity at fixed rates ranging from 4.38% to 4.58%	—	570,000
Advances under credit facilities with other institutions at fixed rates ranging from 4.59% to 5.50%	—	487,000
Unsecured borrowings with private investors at fixed rates ranging from 0.40% to 3.13%	$3,548	—
Commercial paper at rates ranging from 4.25% to 5.00%	—	7,329
Term funds purchased at a fixed rate of 4.92%	—	280,000
Other	1,386	85,650

	$4,934	$1,501,979

     The maximum aggregate balance outstanding at any month-end was approximately $1.6 billion (2007 — $3.8 billion; 2006 -$4.0 billion). The weighted average interest rate of other short-term borrowings at December 31, 2008 was 1.35% (2007 — 4.74%; 2006 — 5.36%). The average aggregate balance outstanding during the year was approximately $952 million (2007 — $3.0 billion; 2006 — $3.4 billion). The weighted average interest rate during the year was 2.92% (2007 — 4.95%; 2006 — 4.63%).
     Note 17 presents additional information with respect to available credit facilities.
Note 16 — Notes payable:
Notes payable outstanding at December 31, consisted of the following:

(Dollars in thousands)	2008	2007

Advances with the FHLB:
— with maturities ranging from 2010 through 2015 paying interest monthly at fixed rates ranging from 2.67% to 5.06% (2007 — 2.51% to 6.98%)	$1,050,741	$778,958
— maturing in 2008 paying interest monthly at a floating rate of 0.0075% over the 1-month LIBOR rate	—	250,000
— maturing in 2010 paying interest quarterly at a fixed rate of 5.10% (2007 — 5.34% - 6.55%)	20,000	35,000
Advances under revolving lines of credit with maturities ranging form 2008 through 2009 paying interest quarterly at floating rates ranging from of 0.20% to 0.35% over the 3-month LIBOR rate	—	110,000
Term notes maturing in 2030 paying interest monthly at fixed rates ranging from 3.00% to 6.00%	3,100	3,100
Term notes with maturities ranging from 2009 through 2013 paying interest semiannually at fixed rates ranging from 4.60% to 7.00% (2007 — 3.60% to 6.85%)	995,027	2,038,259
Term notes with maturities ranging from 2009 through 2013 paying interest monthly at floating rates of 3.00% over the 10-year U.S. Treasury Note rate	3,777	6,805
Term notes with maturities from 2009 through 2011 paying interest quarterly at a floating rate of 0.40% to 3.25% (2007 — 0.40%) over the 3-month LIBOR rate	435,543	199,706
Secured borrowings paying interest monthly at fixed rates ranging from 6.04% to 7.04%	—	59,241
Secured borrowings paying interest monthly at floating rates ranging from 0.32% to 3.12%	—	227,743
Notes linked to the S&P500 Index maturing in 2008	—	36,498
Junior subordinated deferrable interest debentures with maturities ranging from 2027 through 2034 with fixed interest rates ranging from 6.13% to 8.33% (Refer to Note 18)	849,672	849,672
Other	28,903	26,370

	$3,386,763	$4,621,352

Note:	Key index rates as of December 31, 2008 and December 31, 2007, respectively, were as follows: 1-month LIBOR rate = 0.44% and 4.60%; 3-month LIBOR rate = 1.43% and 4.70%; 10-year U.S. Treasury Note rate = 2.21% and 4.03%.

     The aggregate amounts of maturities of notes payable at December 31, 2008 were as follows:

Notes
Year	Payable
(In thousands)

2009	$802,689
2010	336,455
2011	696,529
2012	531,532
2013	138,289
Later years	881,269

Total	$3,386,763

The holders of $25 million of the Corporation’s 6.66% fixed-rate notes and $250 million of the Corporation’s floating rate notes have the right to require the Corporation to purchase the notes on each quarterly interest payment date beginning in March 2010. The notes were issued by the Corporation in 2008 and mature in 2011.
Note 17 — Unused lines of credit and other funding sources:
At December 31, 2008, the Corporation had borrowing facilities available with the Federal Home Loan Banks (“FHLB”) whereby the Corporation could borrow up to approximately $2.2 billion based on the assets pledged with the FHLB at that date (2007 -$2.6 billion). Refer to Notes 15 and 16 for the amounts of FHLB advances outstanding under these facilities at December 31, 2008 and 2007.
     The FHLB advances are collateralized with investment securities, mortgage loans and commercial loans, and do not have restrictive covenants or callable features. The maximum borrowing potential with the FHLB is dependent on certain computations determined by the FHLB and which are dependent on the amount and type of assets available for collateral, among the principal factors. The available lines of credit with the FHLB included in this note are based on the assets pledged as collateral with the FHLB as of the end of the years presented. At December 31, 2007, there were $35 million in putable advances with fixed rates ranging from 5.34% to 6.55% and maturities extending up to 2010. These advances were terminated in December 2008.
     The Corporation has established a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2008, the borrowing capacity at the discount window approximated $3.4 billion, which remained unused at December 31, 2008 (2007 — $3.0 billion). The facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this line is dependent upon the balance of loans and securities pledged as collateral.
     At December 31, 2007, the Corporation maintained a committed line of credit with an unaffiliated bank under formal agreement that provided for financing of consumer loans. The maximum committed amount under this credit facility amounted to $86.5 million at December 31, 2007. The full amount was drawn under the credit facility at December 31, 2007 and is included in Note 14 to the consolidated financial statements in the category of repurchase agreements. The interest rate charged on these borrowings was based on LIBOR plus a spread. This credit facility required compliance with certain financial and non-financial covenants. This collateralized credit facility was paid in full in early 2008.
     In 2007, the Corporation entered into a master repurchase agreement to finance the loan portfolio of PFH. This agreement provided a maximum committed amount of $500 million as of December 31, 2007. The full amount, subject to collateralization requirements under the credit line, was available for use as of such date. The Corporation paid a commitment fee of $5 million during 2007, which was amortized to interest expense during the term of the agreement. This agreement terminated in 2008. The interest rate charged was based on LIBOR plus a spread. This credit facility required compliance with certain financial and non-financial covenants. As of December 31, 2007, the Corporation was in compliance with all financial covenants. Popular, Inc. and Popular North America holding companies served as guarantors under the agreement.
Note 18 — Trust preferred securities:
At December 31, 2008 and 2007, the Corporation had established four trusts for the purpose of issuing trust preferred securities (the “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation. The sole assets of the trusts consisted of the junior subordinated debentures of the Corporation and the related accrued interest receivable. These trusts are not consolidated by the Corporation under FIN No. 46 (R).
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

124     POPULAR, INC. 2008 ANNUAL REPORT
     Financial data pertaining to the trusts follows:

(Dollars in thousands)
			Popular North
	BanPonce	Popular Capital	America Capital	Popular Capital
Issuer	Trust I	Trust I	Trust I	Trust II

Issuance date	February 1997	October 2003	September 2004	November 2004
Capital securities	$144,000	$300,000	$250,000	$130,000
Distribution rate	8.327%	6.700%	6.564%	6.125%
Common securities	$4,640	$9,279	$7,732	$4,021
Junior subordinated debentures aggregate liquidation amount	$148,640	$309,279	$257,732	$134,021
Stated maturity date	February 2027	November 2033	September 2034	December 2034
Reference notes	(a),(c),(e),(f),(g)	(b),(d),(f)	(a),(c),(f)	(b),(d),(f)

(a)	Statutory business trust that is wholly-owned by Popular North America (PNA) and indirectly wholly-owned by the Corporation.

(b)	Statutory business trust that is wholly-owned by the Corporation.

(c)	The obligations of PNA under the junior subordinated debentures and its guarantees of the capital securities under the trust are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

(d)	These capital securities are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

(e)	The original issuance was for $150 million. The Corporation had reacquired $6 million of the 8.327% capital securities.

(f)	The Corporation has the right, subject to any required prior approval from the Federal Reserve, to redeem after certain dates or upon the occurrence of certain events mentioned below, the junior subordinated debentures at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption. The maturity of the junior subordinated debentures may be shortened at the option of the Corporation prior to their stated maturity dates (i) on or after the stated optional redemption dates stipulated in the agreements, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event as set forth in the indentures relating to the capital securities, in each case subject to regulatory approval.

(g)	Same as (f) above, except that the investment company event does not apply for early redemption.

     The Capital Securities of Popular Capital Trust I and Popular Capital Trust II are traded on the NASDAQ under the symbols “BPOPN” and “BPOPM”, respectively.
Note 19 — (Loss) earnings per common share:
The following table sets forth the computation of (loss) earnings per common share (“EPS”), basic and diluted, for the years ended December 31:

(In thousands, except share information)	2008	2007	2006

Net (loss) income from continuing operations	($680,468)	$202,508	$419,759
Net loss from discontinued operations	(563,435)	(267,001)	(62,083)
Less: Preferred stock dividends	34,815	11,913	11,913
Less: Preferred discount amortization	482	—	—

Net (loss) income applicable to common stock	($1,279,200)	($76,406)	$345,763

Average common shares outstanding	281,079,201	279,494,150	278,468,552
Average potential common shares	—	58,352	235,372

Average common shares outstanding — assuming dilution	281,079,201	279,552,502	278,703,924

Basic and diluted EPS from continuing operations	($2.55)	$0.68	$1.46
Basic and diluted EPS from discontinued operations	(2.00)	(0.95)	(0.22)

Basic and diluted EPS	($4.55)	($0.27)	$1.24

     Potential common shares consist of common stock issuable under the assumed exercise of stock options and under restricted stock awards, using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise, in addition to the amount of compensation cost attributed to future services, are used to purchase common stock at the exercise date. The difference between the number of potential shares issued and the shares purchased is added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share. Warrants and stock options that result in lower potential shares issued than shares purchased under the treasury stock method are not included in the computation of dilutive earnings per share since their inclusion would have an antidilutive effect in earnings per share.
     For year 2008, there were 3,036,843 weighted average antidilutive stock options outstanding (2007 — 2,431,830; 2006 - 1,896,057). Additionally, the Corporation issued 20,932,836 warrants to purchase shares of common stocks as part of the TARP capital received. These warrants were not included in the dilutive earnings per share computations since their inclusion would have an antidilutive effect under the treasury stock method at December 31, 2008.
Note 20 — Stockholders’ equity:
The Corporation’s authorized preferred stock, which amounted to 30,000,000 at December 31, 2008, may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series.

     The Corporation’s preferred stock issued and outstanding at December 31, 2008 consists of:
•	6.375% non-cumulative monthly income preferred stock, 2003 Series A, no par value, liquidation preference value of $25 per share. Holders of record of the 2003 Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 6.375% of their liquidation preference value, or $0.1328125 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on March 31, 2008. The redemption price per share is $25.50 from March 31, 2008 through March 30, 2009, $25.25 from March 31, 2009 through March 30, 2010 and $25.00 from March 31, 2010 and thereafter. The shares of 2003 Series A Preferred Stock have no voting rights, except for certain rights in instances when the Corporation does not pay dividends for a defined period. These shares are not subject to any sinking fund requirement. The 2003 Series A Preferred Stock were outstanding at December 31, 2008 and 2007. Cash dividends declared and paid on the 2003 Series A Preferred Stock amounted to $11.9 million for each of the years ended December 31, 2008, 2007 and 2006.

•	8.25% non-cumulative monthly income preferred stock, 2008 Series B, no par value, liquidation preference value of $25 per share. The shares of 2008 Series B Preferred Stock were issued in May 2008. Holders of record of the 2008 Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 8.25% of their liquidation preferences, or $0.171875 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on May 28, 2013. The redemption price per share is $25.50 from May 28, 2013 through May 28, 2014, $25.25 from May 28, 2014 through May 28, 2015 and $25.00 from May 28, 2015 and thereafter. The Series B Preferred Stock was issued on May 28, 2008 at a purchase price of $25 per share. Cash dividends declared and paid on the 2008 Series B Preferred Stock amounted to $19.5 million for the year ended December 31, 2008.

•	Fixed Rate Cumulative Perpetual Preferred Stock, Series C issued under U.S. Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program. Dividends accrued on the Series C Preferred Stock amounted to $3.4 million for the year ended December 31, 2008. Also, for the same period the Corporation recognized $0.5 million of the amortization of the discount on the preferred shares.
     On December 5, 2008, the Corporation entered into a Letter Agreement (the “Purchase Agreement”) with the United States Department of the Treasury (“Treasury”) pursuant to which Treasury invested $935 million in preferred stock of Popular under Treasury’s TARP Capital Purchase Program. The transaction closed on December 5, 2008. The Corporation issued and sold to Treasury, (1) 935,000 shares of Popular’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $1,000 liquidation preference per share (the “Series C Preferred Stock”), and (2) a warrant to purchase 20,932,836, shares of Popular’s common stock at an exercise price of $6.70 per share. The exercise price of the warrant was determined based upon the average of the closing prices of Popular’s common stock during the 20-trading day period ended November 12, 2008, the last trading day prior to the date Popular’s application to participate in the program was preliminarily approved.
     The allocated carrying values of the Series C Preferred Stock and the warrant on the date of issuance (based on the relative fair values) were $896 million and $39 million, respectively. The Series C Preferred Stock will accrete to the redemption price of $935 million over five years.
     The shares of Series C Preferred Stock qualify as Tier I regulatory capital and pay cumulative dividends quarterly at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series C Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the preferred shares. If dividends on the Series C Preferred Stock have not been paid for an aggregate of six quarterly divided periods or more, whether consecutive or not, Popular’s authorized number of directors will be automatically increased by two and the holders of the preferred stock, voting together with holders of any then outstanding voting parity stock will have the right to elect those directors at Popular’s next annual meeting of stockholders or at a special meeting of stockholders called for that purpose. These preferred share directors will be elected annually and serve until all accrued and unpaid dividends on the Series C Preferred Stock have been paid.
     The Series C Preferred Stock may be redeemed by Popular at par after December 5, 2011. Prior to that date, the preferred shares may only be redeemed by Popular at par in an amount up to the

126     POPULAR, INC. 2008 ANNUAL REPORT

cash proceeds received by Popular (minimum $233.75 million) from qualifying equity offerings of any Tier 1 perpetual preferred or common stock. Any redemption is subject to the consent of the Board of Governors of the Federal Reserve System. Until December 5, 2011, or such earlier time as all preferred shares have been redeemed or transferred by Treasury, Popular will not, without Treasury’s consent, be able to increase its dividend rate per share of common stock or repurchase its common stock.
     The shares of Series C Preferred Stock are not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the shares Series C Preferred Stock will have no right to require redemption or repurchase of any shares of Series C Preferred Stock.
     The warrant is immediately exercisable, subject to certain restrictions, and has a 10-year term. The exercise price and number of shares subject to the warrant are both subject to anti-dilution adjustments. Treasury may not exercise voting power with respect to shares of common stock issued upon exercise of the warrant. If Popular receives aggregate gross cash proceeds of not less than $935 million from one or more qualifying equity offerings of Tier 1-eligible perpetual preferred or common stock on or prior to December 31, 2009, the number of shares of common stock underlying the warrant then held by Treasury will be reduced by one half of the original number of shares, taking into account all adjustments, underlying the warrant. Treasury and other future holders of the preferred shares, the warrant or the common stock issued pursuant to the warrant also have piggyback and demand registration rights with respect to the securities. Neither the preferred shares nor the warrant nor the shares issuable upon exercise of the warrant are subject to any contractual restriction on transfer, except that the Treasury may only transfer or exercise an aggregate of one-half of the warrant shares prior to December 31, 2009 unless Popular has received gross proceeds from qualified equity offerings that are at least equal to the $935 million initially received from Treasury.
     The Corporation’s common stock ranks junior to all series of preferred stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation. All series of preferred stock are pari passu. Dividends on each series of preferred stock are payable if declared.
     The Corporation’s ability to declare or pay dividends on, or purchase, redeem or otherwise acquire, its common stock is subject to certain restrictions in the event that the Corporation fails to pay or set aside full dividends on the preferred stock for the latest dividend period.
     The ability of the Corporation to pay dividends in the future is limited by the previously mentioned TARP requirements, legal availability of funds, the earnings, cash position, and capital needs of the Corporation, general business conditions and other factors deemed relevant by the Corporation’s Board of Directors.
     The Corporation has a dividend reinvestment and stock purchase plan under which holders of shares of common stock may reinvest their quarterly dividends in shares of common stock at a 5% discount from the average market price at the time of issuance, as well as purchase shares of common stock directly from the Corporation by making optional cash payments at prevailing market prices. No shares will be sold by the Corporation to participants in the dividend reinvestment and stock purchase plan at less than $6 per share, the par value of the Corporation’s common stock.
     During the year 2008, cash dividends of $0.48 (2007 — $0.64; 2006 — $0.64) per common share outstanding amounting to $134.9 million (2007 — $178.9 million; 2006 — $178.2 million) were declared. Dividends payable to shareholders of common stock at December 31, 2008 was $23 million (2007 and 2006 — $45 million).
     The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund totaled $392 million at December 31, 2008 (2007 -$374 million; 2006 — $346 million). During 2008, $18 million (2007 — $28 million; 2006 — $30 million) was transferred to the statutory reserve account. At December 31, 2008, 2007 and 2006, BPPR was in compliance with the statutory reserve requirement.
Note 21 — Regulatory capital requirements:
The Corporation and its banking subsidiaries are subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Bank and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. The regulations define well-capitalized levels of Tier I, total capital and Tier I leverage of 6%, 10% and 5%, respectively. Management has determined that as of December 31, 2008 and 2007, the Corporation exceeded all capital adequacy requirements to which it is subject.

     At December 31, 2008 and 2007, BPPR and BPNA were well-capitalized under the regulatory framework for prompt corrective action, and there are no conditions or events since December 31, 2008 that management believes have changed the institutions’ category.
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
     As previously mentioned, in December 2008, the Corporation received $935 million as part of the TARP Capital Purchase Program in exchange for senior preferred stock and warrants. The $935 million of preferred stock issued under the TARP Capital Purchase Program qualify as Tier I regulatory capital without limitation.
     The Corporation’s risk-based capital and leverage ratios at December 31, were as follows:

	Actual		Capital adequacy minimum
			requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2008

Total Capital (to Risk-Weighted Assets):
Corporation	$3,657,350	12.08%	$2,421,581	8%
BPPR	2,195,366	11.28	1,556,905	8
BPNA	1,028,639	10.17	809,256	8

Tier I Capital (to Risk-Weighted Assets):
Corporation	$3,272,375	10.81%	$1,210,790	4%
BPPR	1,518,140	7.80	778,453	4
BPNA	899,443	8.89	404,628	4

Tier I Capital (to Average Assets):
Corporation	$3,272,375	8.46%	$1,161,084	3%
			1,548,111	4
BPPR	1,518,140	6.07	750,082	3
			1,000,109	4
BPNA	899,443	7.23	373,317	3
			497,755	4

	Actual		Capital adequacy minimum
			requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2007

Total Capital (to Risk-Weighted Assets):
Corporation	$3,778,264	11.38%	$2,656,781	8%
BPPR	2,173,648	11.15	1,559,039	8
BPNA	1,103,117	10.32	855,338	8

Tier I Capital (to Risk-Weighted Assets):
Corporation	$3,361,132	10.12%	$1,328,391	4%
BPPR	1,498,030	7.69	779,519	4
BPNA	976,878	9.14	427,669	4

Tier I Capital (to Average Assets):
Corporation	$3,361,132	7.33%	$1,375,270	3%
			1,833,694	4
BPPR	1,498,030	5.82	772,414	3
			1,029,886	4
BPNA	976,878	7.55	388,233	3
			517,644	4

     The following table also presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized under prompt corrective action:

(Dollars in thousands)	2008		2007
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets):
BPPR	$1,946,132	10%	$1,948,798	10%
BPNA	1,011,570	10	1,069,173	10

Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,167,679	6%	$1,169,279	6%
BPNA	606,942	6	641,504	6

Tier I Capital (to Average Assets):
BPPR	$1,250,136	5%	$1,287,357	5%
BPNA	622,194	5	647,055	5

Note 22 — Servicing assets:
The Corporation recognizes as assets the rights to service loans for others, whether these rights are purchased or result from asset transfers (sales and securitizations).
     The Corporation recognizes the servicing rights of its banking subsidiaries that are related to residential mortgage loans as a class of servicing rights. The mortgage servicing rights (“MSRs”) are measured at fair value. Prior to November 2008, PFH also held servicing rights to residential mortgage loan portfolios. These

128     POPULAR, INC. 2008 ANNUAL REPORT
servicing rights were sold in the fourth quarter of 2008. The MSRs are segregated between loans serviced by the Corporation’s banking subsidiaries and by PFH. Fair value determination is performed on a subsidiary basis, with assumptions varying in accordance with the types of assets or markets served. As indicated in Note 2, PFH no longer services third-party loans due to the discontinuance of the business.
     Classes of mortgage servicing rights were determined based on the different markets or types of assets being serviced. Under the fair value accounting method of SFAS No. 156, purchased MSRs and MSRs resulting from asset transfers are capitalized and carried at fair value.
     Effective January 1, 2007, upon the remeasurement of the MSRs at fair value in accordance with SFAS No. 156, the Corporation recorded a cumulative effect adjustment to increase the 2007 beginning balance of MSRs by $15 million, which resulted in a $10 million, net of tax, increase in the retained earnings account of stockholders’ equity in 2007.
     The Corporation uses a discounted cash flow model to estimate the fair value of MSRs. The discounted cash flow model incorporates assumptions that market participants would use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, prepayment and late fees, among other considerations. Prepayment speeds are adjusted for the Corporation’s loan characteristics and portfolio behavior.
     The following tables present the changes in MSRs measured using the fair value method for the years ended December 31, 2008 and 2007.

	Residential MSRs — 2008
	Banking
(In thousands)	subsidiaries	PFH	Total

Fair value at January 1, 2008	$110,612	$81,012	$191,624
Purchases	62,907	—	62,907
Servicing from securitizations or asset transfers	28,919	—	28,919
Changes due to payments on loans (1)	(10,851)	(20,298)	(31,149)
Changes in fair value due to changes in valuation model inputs or assumptions	(15,553)	(23,896)	(39,449)
Rights sold	—	(36,818)	(36,818)

Fair value at December 31, 2008	$176,034	—	$176,034

(1)	Represents changes due to collection / realization of expected cash flows over time.

	Residential MSRs — 2007
	Banking
(In thousands)	subsidiaries	PFH	Total

Fair value at January 1, 2007	$91,431	$84,038	$175,469
Purchases	4,256	22,251	26,507
Servicing from securitizations or asset transfers	22,817	26,048	48,865
Changes due to payments on loans (1)	(9,117)	(35,516)	(44,633)
Changes in fair value due to changes in valuation model inputs or assumptions	1,213	(15,743)	(14,530)
Other changes	12	(66)	(54)

Fair value at December 31, 2007	$110,612	$81,012	$191,624

(1)	Represents changes due to collection / realization of expected cash flows over time.

     Residential mortgage loans serviced for others were $17.6 billion as of December 31, 2008 (December 31, 2007 — $11.1 billion from banking operations and $9.4 billion from PFH). During 2008, the Corporation, through its subsidiary BPPR, completed the acquisition of the rights to service over $5.1 billion in mortgage loans for Freddie Mac and GNMA.
     Net mortgage servicing fees, a component of other service fees in the consolidated statements of operations, include the changes from period to period in the fair value of the MSRs, which may result from changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions) and other changes, representing changes due to collection / realization of expected cash flows. Mortgage servicing fees, excluding fair value adjustments, for the Corporation’s continuing operations amounted to $31.8 million for the year ended December 31, 2008 (2007 — $26.0 million; 2006 — $22.1 million). The banking subsidiaries receive average annual servicing fees based on a percentage of the outstanding loan balance. In 2008, those weighted average servicing fees were 0.26% for mortgage loans serviced (2007 — 0.26%; 2006 — 0.27%). Under these servicing agreements, the banking subsidiaries do not earn significant prepayment penalty fees on the underlying loans serviced.
     Key economic assumptions used to estimate the fair value of MSRs derived from sales and securitizations of mortgage loans performed by the banking subsidiaries and the sensitivity to immediate changes in those assumptions were as follows:

Originated MSRs
	December 31,	December 31,
(In thousands)	2008	2007

Fair value of retained interests	$104,614	$86,453
Weighted average life	10.2 years	12.5 years
Weighted average prepayment speed (annual rate)	9.9%	8.0%
Impact on fair value of 10% adverse change	($4,734)	($1,983)
Impact on fair value of 20% adverse change	($8,033)	($3,902)
Weighted average discount rate (annual rate)	11.46%	10.83%
Impact on fair value of 10% adverse change	($3,769)	($2,980)
Impact on fair value of 20% adverse change	($6,142)	($5,795)

     The banking subsidiaries also own servicing rights purchased from other financial institutions. The fair value of purchased MSRs, their related valuation assumptions and the sensitivity to immediate changes in those assumptions as of period end were as follows:

Purchased MSRs
	December 31,	December 31,
(In thousands)	2008	2007

Fair value of retained interests	$71,420	$24,159
Weighted average life	7.0 years	12.4 years
Weighted average prepayment speed (annual rate)	14.4%	8.0%
Impact on fair value of 10% adverse change	($3,880)	($719)
Impact on fair value of 20% adverse change	($7,096)	($1,407)
Weighted average discount rate (annual rate)	10.6%	10.8%
Impact on fair value of 10% adverse change	($2,277)	($956)
Impact on fair value of 20% adverse change	($4,054)	($1,846)

     At December 31, 2008, the Corporation serviced $4.9 billion (2007 — $3.4 billion) in residential mortgage loans with credit recourse. Refer to Note 37 to the consolidated financial statements for further information.
     Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase, at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans. At December 31, 2008, the Corporation had recorded $61 million in mortgage loans under this buy-back option program (2007 — $42 million).
     The Corporation has also identified the rights to service a portfolio of Small Business Administration (“SBA”) commercial loans as another class of servicing rights. The SBA servicing rights are measured at the lower of cost or fair value method. The following table presents the activity in the balance of SBA servicing rights and related valuation allowance for the years ended December 31:

(In thousands)	2008	2007

Balance at beginning of year	$5,021	$4,860
Rights originated	1,398	2,051
Rights purchased	—	3
Amortization	(2,147)	(1,893)

Balance at end of year	$4,272	$5,021
Less: Valuation allowance	—	—

Balance at end of year, net of valuation allowance	$4,272	$5,021

Fair value at end of year	$6,344	$7,324

     SBA loans serviced for others were $568 million at December 31, 2008 (2007 — $527 million).
     In 2008, weighted average servicing fees on the SBA serviced loans were approximately 1.04% (2007 — 1.07%).
     Key economic assumptions used to estimate the fair value of SBA loans and the sensitivity to immediate changes in those assumptions were as follows:

SBA Loans
	December 31,	December 31,
(In thousands)	2008	2007

Carrying amount of retained interests	$4,272	$5,021
Fair value of retained interests	$6,344	$7,324
Weighted average life	2.8 years	3.0 years
Weighted average prepayment speed (annual rate)	18.1%	18.3%
Impact on fair value of 10% adverse change	($282)	($348)
Impact on fair value of 20% adverse change	($572)	($706)
Weighted average discount rate (annual rate)	13.0%	13.0%
Impact on fair value of 10% adverse change	($171)	($209)
Impact on fair value of 20% adverse change	($350)	($427)

     As previously indicated, all of PFH’s MSRs were sold as of December 31, 2008. The following tables provide information on key economic assumptions used to estimate the fair value of PFH’s MSRs and the sensitivity results to immediate changes in those assumptions as of December 31, 2007. PFH derived MSRs from loan securitizations and purchases from other institutions.
December 31, 2007

Originated MSRs
	Fixed-rate	ARM
(Dollars in thousands)	loans	loans

Carrying amount of retained interests (fair value)	$47,243	$11,335
Weighted average life of collateral	4.3 years	2.6 years
Weighted average prepayment speed (annual rate)	20.7%	30.0%
Impact on fair value of 10% adverse change	($192)	$272
Impact on fair value of 20% adverse change	($886)	$688
Weighted average discount rate (annual rate)	17.0%	17.0%
Impact on fair value of 10% adverse change	($1,466)	($225)
Impact on fair value of 20% adverse change	($2,846)	($441)

December 31, 2007

Purchased MSRs
	Fixed-rate	ARM
(Dollars in thousands)	loans	loans

Carrying amount of retained interests (fair value)	$7,808	$14,626
Weighted average life of collateral	4.7 years	3.4 years
Weighted average prepayment speed (annual rate)	18.3%	25.2%
Impact on fair value of 10% adverse change	($329)	($719)
Impact on fair value of 20% adverse change	($631)	($1,377)
Weighted average discount rate (annual rate)	17.0%	17.0%
Impact on fair value of 10% adverse change	($330)	($509)
Impact on fair value of 20% adverse change	($633)	($981)

     PFH, as servicer, collected prepayment penalties on a substantial portion of the underlying serviced loans. As such, an adverse change in the prepayment assumptions with respect to the MSRs could had been partially offset by the benefit derived from the prepayment penalties estimated to be collected.

130     POPULAR, INC. 2008 ANNUAL REPORT
     The sensitivity analyses presented in the tables above for servicing rights are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 and 20 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the sensitivity tables included herein, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.
     Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation, including its own loan portfolio, for the years ended December 31, 2008 and 2007, were as follows:

2008
	Total principal	Principal amount
	amount of loans,	60 days or more	Net credit
(In thousands)	net of unearned	past due	losses

Loans (owned and managed):
Commercial and construction	$15,909,532	$907,078	$289,836
Lease financing	1,080,810	19,311	18,827
Mortgage	9,524,463	831,950	52,968
Consumer	4,648,784	170,205	238,423
Less:
Loans securitized / sold	(4,894,658)	(276,426)	(90)
Loans held-for-sale	(536,058)	—	—

Loans held-in-portfolio	$25,732,873	$1,652,118	$599,964

2007
	Total principal	Principal amount
	amount of loans,	60 days or more	Net credit
(In thousands)	net of unearned	past due	losses

Loans (owned and managed):
Commercial and construction	$15,746,646	$478,067	$78,557
Lease financing	1,164,439	18,653	15,027
Mortgage	16,026,827	1,325,228	160,319
Consumer	5,684,600	141,142	186,173
Less:
Loans securitized / sold	(8,711,510)	(760,931)	(16,979)
Loans held-for-sale	(1,889,546)	—	—

Loans held-in-portfolio	$28,021,456	$1,202,159	$423,097

Note 23 — Retained interests on transfers of financial assets:
Banking subsidiaries
The Corporation’s banking subsidiaries retain servicing responsibilities on the sale of wholesale mortgage loans and under pooling / selling arrangements of mortgage loans into mortgage-backed securities, primarily GNMA and FNMA securities. Substantially all mortgage loans securitized by the banking subsidiaries have fixed rates. To a lesser extent, the Corporation also retains servicing responsibilities on the sale of SBA loans.
     During 2008, the Corporation retained servicing rights on guaranteed mortgage securitizations (FNMA and GNMA) and whole sales of mortgage loans involving approximately $1.8 billion in principal balance outstanding. Gains of approximately $58.9 million were realized on these transactions during 2008. Also, the Corporation sold $98 million in SBA loans during 2008 and recognized gains of approximately $4.8 million on these sales.
     Key economic assumptions used in measuring the servicing rights retained at the date of the residential mortgage loan securitizations and whole loan sales by the banking subsidiaries during the periods ended December 31, 2008 and December 31, 2007 were:

	Residential Mortgage		SBA
	Loans		Loans
	2008	2007	2008	2007

Prepayment speed	11.6%	9.5%	18.1% to 18.6%	18.3%
Weighted average life	8.6 years	10.6 years	2.8 years	3.0 years
Discount rate (annual rate)	11.3%	10.7%	13.0%	13.0%

     Refer to Note 22 for key economic assumptions used to estimate the fair value of the banking subsidiaries’ servicing rights, as well as the results on the fair value’s sensitivity to immediate changes in the assumptions.
PFH Discontinued Operations
     Prior to 2008, the Corporation, through its subsidiary PFH, conducted mortgage loan securitizations in which it retained mortgage servicing rights (“MSRs”) and residual interests on the loans.
     During 2007, the Corporation conducted one off-balance sheet asset securitization that involved the transfer of mortgage loans to a qualifying special purpose entity (“QSPE”), which in turn transferred these assets and their titles to different trusts, thus isolating those loans from the Corporation’s assets. Approximately $461 million in adjustable (“ARM”) and fixed-rate loans were securitized and sold by PFH as part of this off-balance sheet asset securitization, realizing a gain on sale of approximately $13.5 million. As part of this transaction, the Corporation initially recognized MSRs of $8 million and residual interests of $5 million. Also, in December 2007, the Corporation completed the recharacterization of certain on-balance sheet securitizations that allowed the Corporation to recognize the transactions as sales under SFAS No. 140.
     From 2001 through 2006, the Corporation, particularly PFH or its subsidiary Equity One, conducted 21 mortgage loan securitizations that were sales for legal purposes but did not qualify for sale accounting treatment at the time of inception because the securitization trusts did not meet the criteria for qualifying special purpose entities (“QSPEs”) contained in SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and

Extinguishment of Liabilities”. As a result, the transfers of the mortgage loans pursuant to these securitizations were initially accounted for as secured borrowings with the mortgage loans continuing to be reflected as assets on the Corporation’s consolidated statements of condition with appropriate footnote disclosure indicating that the mortgage loans were, for legal purposes, sold to the securitization trusts.
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
     The Corporation obtained a legal opinion, which among other considerations, indicated that each amendment (a) was authorized or permitted under the pooling and servicing agreement related to such amendment, and (b) will not adversely affect in any material respect the interests of any certificateholders covered by the related pooling and servicing agreement.
     The amendments to the pooling and servicing agreement allowed the Corporation to recognize 16 out of the 21 transactions as sales under SFAS No. 140.
     The net impact of the recharacterization transaction was a pre-tax loss of $90.1 million, which was included in the caption “(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale” in the consolidated statement of operations included in the 2007 Annual Report. This amount is included as part of the “Net loss from discontinued operations, net of tax” in the 2007 comparative financial information included in the 2008 Annual Report. The net loss on the recharacterization included the following:

For the year ended
(In millions)	December 31, 2007

Lower of cost or market adjustment at reclassification from loans held-in-portfolio to loans held-for-sale	($506.2)
Gain upon completion of recharacterization	416.1

Total impact, pre-tax	($90.1)

     The recharacterization involved a series of steps, which included the following:
(i)	reclassifying the loans as held-for-sale with the corresponding lower of cost or market adjustment as of the date of the transfer;

(ii)	removing from the Corporation’s books approximately $2.6 billion in mortgage loans recognized at fair value after reclassification to the held-for sale category (UPB of $3.2 billion) and $3.1 billion in related liabilities representing secured borrowings;

(iii)	recognizing assets referred to as residual interests, which represent the fair value of residual interest certificates that were issued by the securitization trusts and retained by PFH, and

(iv)	recognizing mortgage servicing rights, which represent the fair value of PFH’s right to continue to service the mortgage loans transferred to the securitization trusts.
     At the date of reclassification of the loans as held-for-sale, which was simultaneous with the date in which the pooling and servicing agreements were amended, management assessed the adequacy of the allowance for loan losses related to the loan portfolio at hand, which amounted to $74 million and represented approximately 2.3% of the subprime mortgage loan portfolio. The allowance for loan losses was based on expectations of the inherent losses in the loan portfolio for a twelve-month period. Furthermore, management determined the fair value of the loans at the date of reclassification using a new securitization capital structure methodology. Given that historically PFH relied on securitization transactions to dispose of assets originated, management believed that the securitization market was PFH’s principal market for purposes of determining fair value. The classes of securities created under the capital structure were valued based on expected yields required by investors for each bond and

132     POPULAR, INC. 2008 ANNUAL REPORT
residual class created. In order to value each class of securities, the valuation considered estimated credit spreads required by investors to purchase the different classes of bonds created in the securitization and prepayment curves, loss estimates, and loss timing curves to derive bond cash flows.
     The fair value analysis indicated an estimated fair value of the loan portfolio of $2.6 billion which, compared to the carrying value of the loans, after considering the allowance for loan losses, resulted in the $506.2 million loss. The significant unfavorable fair value adjustment in the loan portfolio was in part associated to adverse market and liquidity conditions in the subprime market at the time and the weakness in the housing sector. These factors resulted in a higher discount rate; that is, a higher rate of return expected by an investor in a securitization’s market. Market liquidity for subprime assets declined considerably during 2007. During 2007, the subprime sector in general was experiencing (1) deteriorating credit performance trends, (2) continued turmoil with subprime lenders (increases in losses, bankruptcies, downgrades), (3) lower levels of home price appreciation, and (4) a general tightening of credit standards that may had adversely affected the ability of borrowers to refinance their existing mortgages. Given the very uncertain conditions in the subprime market and lack of trading activity, price level indications were reflective of relatively low values with high internal rates of return. The fair value measurement also considers cumulative losses expected throughout the life of the loans, which exceeded the inherent losses in the portfolio considered for the allowance for loan losses determination. Lower levels of home price appreciation, declining demand for housing units leading to rising inventories, housing affordability challenges and general tightening of underwriting standards were expected to lead to higher cumulative credit losses.
     After reclassifying the loans to held-for-sale at fair value, the Corporation proceeded to simultaneously account for the transfers as sales upon recharacterization. The accounting entries at recharacaterization entailed the removal from the Corporation’s books of the $2.6 billion in mortgage loans measured at fair value, the $3.1 billion in secured borrowings (which represent the bond certificates due to investors in the securitizations that are collateralized by the mortgage loans), and other assets and liabilities related to the securitization, including for example, accrued interest. Upon sale accounting, the Corporation also recognized residual interests of $38 million and MSRs of $18 million, which represented the Corporation’s retained interests. The residual interests represented the fair value at recharacterization date of residual interest certificates that were issued by the securitization trusts and retained by PFH, and the MSRs represented the fair value of PFH’s right to continue to service the mortgage loans transferred to the securitization trusts.
     At the recharacterization date, the secured borrowings carrying amount was in excess of the mortgage loans de-recognized principally due to the fact that the accounting basis for the secured borrowings was amortized cost and the mortgage loans de-recognized were accounted at the lower of cost or market as described above. This fact and the recognition of the residual interests and MSRs led to the $416.1 million gain upon recharacterization. Under generally accepted accounting principles, the secured borrowings related to the on-balance sheet securitizations were recognized as a liability measured at “amortized cost”. The balance of these “secured borrowings” was reduced monthly only by the amounts remitted by the servicer to the trustee for distribution to the certificateholders. These amounts consisted principally of collections on the securitized mortgage loans, proceeds from the sale of other real estate properties and servicing advances.
     On the closing date for each of the subject securitizations, the Corporation, through its subsidiaries, received cash for the sold loans (legally the securitization qualified as a sale since inception). Upon the recharacterization, the Corporation retained the residual beneficial interests, derecognized the loans and was not obligated to return to the related trust funds any of the cash proceeds previously received at the related closings. In addition, from an accounting perspective, the recharacterization had the effect of releasing the Corporation from its securitization related liabilities to the related trust funds.
     As indicated earlier, before the recharacterization, the underlying loans and secured borrowings were included as assets and liabilities of the Corporation. However, the maximum risk to the Corporation was limited to the amount of overcollateralization in each subject transaction (effectively, the value of the residual beneficial interest retained by the Corporation). After a subject transaction’s overcollaterization reduces to zero, the risk of loss on the securitized mortgage loans is entirely borne by the non-residual certificateholders. However, by reflecting the loans as “owned” by the Corporation, investors could have viewed the Corporation’s credit exposure to this portfolio as significantly larger than it actually was. Recharacterization of these transactions as sales eliminated the loans from the Corporation’s books and, therefore, better portrayed the Corporation’s legal rights and obligations in these transactions. Besides the servicing rights and related assets associated with servicing the trust assets, such as servicing and escrow advances, after the recharacterization transaction, the Corporation only retained in its accounting records the residual interests that were accounted at fair value and which represented the maximum risk of loss to the Corporation.

     In November 2008, the Corporation sold all residual interests and mortgage servicing rights related to all securitization transactions completed by PFH. Therefore, the Corporation does not retain any interest on the securitizations’ trust assets from a legal or accounting standpoint as of December 31, 2008.
     When the Corporation transfers financial assets and the transfer fails any one of the SFAS No. 140 criteria, the Corporation is not permitted to derecognize the transferred financial assets and the transaction is accounted for as a secured borrowing (“on-balance sheet securitization”).
     The Corporation, through its subsidiary PFH, did not execute any on-balance sheet securitization transaction during 2007 and 2008.
     Under SFAS No. 140, residual interests, retained interests in securitizations or other financial assets that can contractually be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its investment shall be subsequently measured like investments in debt securities classified as available-for-sale or trading under SFAS No. 115.
     Residual interests retained as part of off-balance sheet securitizations of subprime mortgage loans prior to 2006 were classified as investment securities available-for-sale and were presented at fair value in the consolidated statements of condition. PFH’s residual interests classified as available-for-sale as of December 31, 2007 amounted to $5 million. The residual interests of PFH were sold in November 2008. The Corporation recognized other-than-temporary impairment losses on these residual interests of $5.4 million for the year ended December 31, 2008 (2007 — $45.4 million) and are classified as part of “Loss on discontinued operations, net of tax” in the consolidated statement of operations. During 2008 and 2007, all declines in fair value in residual interests classified as available-for-sale were considered other-than-temporary.
     Commencing in January 2006 and as permitted by accounting guidance, the residual interests derived from newly-issued PFH’s off-balance sheet securitizations and from the recharacterization previously described, were accounted as trading securities. Management’s determination to prospectively classify the residual interests as trading securities was driven by accounting considerations and not by intent to actively trade these assets. Trading securities are marked-to-market through earnings (favorable and unfavorable value changes) as opposed to available-for-sale securities in which the changes in value are recorded as unrealized gains (losses) through equity, unless unfavorable changes are considered other-than-temporary. Residual interests from PFH’s securitizations and recharacterization accounted for as trading securities amounted to $40 million at December 31, 2007. All residual interests of PFH were sold in November 2008. The Corporation recognized trading losses on these residual interests of $43.5 million for the year ended December 31, 2008 (2007 — $39.7 million) and are classified as part of “Loss from discontinued operations, net of tax” in the consolidated statement of operations.
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

     In connection with the securitizations, PFH’s retained interests were subordinated to investors’ interests. Their value was subject to credit, prepayment and interest rate risks on the transferred financial assets. The securitization related assets recorded in the statement of condition at December 31, 2007 were as follows:

134     POPULAR, INC. 2008 ANNUAL REPORT

(In thousands)	2007

Residual interests	$45,009
MSRs	58,578
Servicing advances	167,610

     All PFH’s securitization related assets, including residual interests, MSRs and servicing advances were sold in November 2008.
     Refer to Note 22 for key economic assumptions used to estimate the fair value of PFH’s MSRs, as well as the results on the fair value’s sensitivity to immediate changes in the assumptions, at December 31, 2007.
     At December 31, 2007, key economic assumptions used to estimate the fair value of the residual interests derived from PFH’s securitizations and the sensitivity of residual cash flows to immediate changes in those assumptions were as follows:

December 31, 2007
Residual
(Dollars in thousands)	interests

Carrying amount of retained interests	$45,009
Fair value of retained interests	$45,009

Weighted average collateral life (in years)	7.6 years

Weighted average prepayment speed (annual rate)	20.7% (Fixed-rate loans) 30% (ARM loans)
Impact on fair value of 10% adverse change	$5,031
Impact on fair value of 20% adverse change	$6,766

Weighted average discount rate (annual rate)	40.0%
Impact on fair value of 10% adverse change	($2,884)
Impact on fair value of 20% adverse change	($5,427)

Cumulative credit losses	3.35% to 11.03%
Impact on fair value of 10% adverse change	($8,829)
Impact on fair value of 20% adverse change	($15,950)

     Certain cash flows received from and paid to securitization trusts for the year ended December 31, 2007 included:

(In thousands)	2007

Servicing fees received	$18,115
Servicing advances, net of repayments	124,993
Other cash flows received on retained interests	19,899

Note 24 — Other assets:
The caption of other assets in the consolidated statements of condition consists of the following major categories:

(In thousands)	2008(1)	2007	Change

Net deferred tax assets (net of valuation allowance)	$357,507	$525,369	($167,862)
Bank-owned life insurance program	224,634	215,171	9,463
Prepaid expenses	136,236	188,237	(52,001)
Derivative assets	109,656	76,958	32,698
Investments under the equity method	92,412	89,870	2,542
Trade receivables from brokers and counterparties	1,686	1,160	526
Securitization advances and related assets	—	168,599	(168,599)
Others	193,466	191,630	1,836

Total	$1,115,597	$1,456,994	($341,397)

(1)     Other assets from discontinued operations at December 31, 2008 are presented as part of “Assets from discontinued operations” in the consolidated statement of condition. Refer to Note 2 to the consolidated financial statements for further information on the discontinued operations.

Note 25 — Employee benefits:
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
     The Corporation’s funding policy is to make annual contributions to the plans, when necessary, in amounts which provide for all benefits as they become due under the plans.
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
     Equity investments include various types of stock and index funds. Also, this category includes Popular, Inc.’s common stock. Fixed income investments include U.S. Government securities and other U.S. agencies’ obligations, corporate bonds, mortgage loans, mortgage-backed securities and index funds, among others. A designated committee periodically reviews the performance of the pension plans’ investments and assets allocation. The Trustee and the money managers are allowed to exercise investment discretion, subject to limitations established by the pension plans’ investment policies. The plans forbid money managers to enter into derivative transactions, unless approved by the Trustee.
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
     The plans’ weighted-average asset allocations at December 31, by asset category were as follows:

	2008	2007

Equity securities	53%	69%
Fixed income securities	41	31
Others	6	—

	100%	100%

     The plans’ target allocation based on market value for 2008 and 2007, by asset category, considered:

	Allocation	Maximum
	range	allotment

Equity	0 - 70%	70%
Fixed / variable income	0 - 100%	100%
Cash and cash equivalents	0 - 100%	100%

     At December 31, 2008, these plans included 2,745,720 shares (2007 — 2,745,720) of the Corporation’s common stock with a market value of approximately $14.2 million (2007 — $29.1 million). Dividends paid on shares of the Corporation’s common stock held by the plan during 2008 amounted to $1.5 million (2007 — $1.8 million).

136       POPULAR, INC. 2008 ANNUAL REPORT
     The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31:

		Benefit
	Pension Plans	Restoration Plans	Total
(In thousands)		2008

Change in benefit obligation:
Benefit obligation at beginning of year	$555,333	$29,065	$584,398
Service cost	9,261	729	9,990
Interest cost	34,444	1,843	36,287
Settlement (gain) loss	—	(24)	(24)
Actuarial (gain) loss	21,643	229	21,872
Benefits paid	(24,192)	(623)	(24,815)

Benefit obligations at end of year	$596,489	$31,219	$627,708

Change in plan assets:
Fair value of plan assets at beginning of year	$526,090	$20,400	$546,490
Actual return on plan assets	(133,861)	(5,388)	(139,249)
Employer contributions	5,672	1,527	7,199
Benefits paid	(24,192)	(623)	(24,815)

Fair value of plan assets at end of year	$373,709	$15,916	$389,625

Amounts recognized in accumulated other comprehensive loss under SFAS No. 158:
Net prior service cost	$864	($304)	$560
Net loss	241,059	15,321	256,380

Accumulated other comprehensive loss (AOCL)	$241,923	$15,017	$256,940

Reconciliation of net (liability) / asset:
Net (liability) / asset at beginning of year	($29,243)	($8,665)	($37,908)
Amount recognized in AOCL at beginning of year, pre-tax	46,009	8,353	54,362

(Accrual) / prepaid at beginning of year	16,766	(312)	16,454
Net periodic benefit (cost) / income	(3,295)	(1,525)	(4,820)
Additional benefit (cost) income	—	24	24
Contributions	5,672	1,527	7,199

(Accrual) / prepaid at end of year	19,143	(286)	18,857
Amount recognized in AOCL	(241,923)	(15,017)	(256,940)

Net (liability) / asset at end of year	($222,780)	($15,303)	($238,083)

Accumulated benefit obligation	$553,923	$26,939	$580,862

		Benefit
	Pension Plans	Restoration Plans	Total
(In thousands)		2007

Change in benefit obligation:
Benefit obligation at beginning of year	$569,457	$29,619	$599,076
Service cost	11,023	898	11,921
Interest cost	31,850	1,677	33,527
Curtailment gain	(1,291)	(334)	(1,625)
Actuarial (gain) loss	(30,314)	(2,511)	(32,825)
Benefits paid	(25,392)	(284)	(25,676)

Benefit obligations at end of year	$555,333	$29,065	$584,398

Change in plan assets:
Fair value of plan assets at beginning of year	536,856	$17,477	$554,333
Actual return on plan assets	13,624	2,053	15,677
Employer contributions	1,002	1,154	2,156
Benefits paid	(25,392)	(284)	(25,676)

Fair value of plan assets at end of year	$526,090	$20,400	$546,490

Amounts recognized in accumulated other comprehensive loss under SFAS No. 158:
Net prior service cost	$1,130	($356)	$774
Net loss	44,879	8,709	53,588

Accumulated other comprehensive loss (AOCL)	$46,009	$8,353	$54,362

Reconciliation of net (liability) / asset:
Net (liability) / asset at beginning of year	($32,602)	($12,141)	($44,743)
Amount recognized in AOCL at beginning of year, pre-tax	49,078	12,457	61,535

(Accrual) / prepaid at beginning of year	16,476	316	16,792
Net periodic benefit (cost) / income	(959)	(2,040)	(2,999)
Additional benefit (cost) / income	247	258	505
Contributions	1,002	1,154	2,156

(Accrual) / prepaid at end of year	16,766	(312)	16,454
Amount recognized in AOCL	(46,009)	(8,353)	(54,362)

Net (liability) / asset at end of year	($29,243)	($8,665)	($37,908)

Accumulated benefit obligation	$512,238	$24,438	$536,676

     Of the total liabilities of the pension plans and benefit restoration plans as of December 31, 2008, approximately $3.7 million and $29 thousand, respectively, were considered current liabilities (2007 — $3.5 million and $0.3 million, respectively).

     The change in accumulated other comprehensive loss (“AOCL”), pre-tax for the plans was as follows:

	2008
		Benefit
(In thousands)	Pension Plans	Restoration Plans	Total

Accumulated other comprehensive loss at January 1, 2008	$46,009	$8,353	$54,362
Increase (decrease) in AOCL:
Recognized during the year:
Prior service (cost) / credit	(266)	53	(213)
Actuarial (losses) / gains	—	(686)	(686)
Ocurring during the year:
Net actuarial losses / (gains)	196,180	7,297	203,477

Total increase in AOCL	195,914	6,664	202,578

Accumulated other comprehensive loss at December 31, 2008	$241,923	$15,017	$256,940

2007
		Benefit
(In thousands)	Pension Plans	Restoration Plans	Total

Accumulated other comprehensive loss at January 1, 2007	$49,078	$12,457	$61,535
Increase (decrease) in AOCL:
Recognized during the year:
Prior service (cost) / credit	(210)	56	(154)
Actuarial (losses) / gains	250	(736)	(486)
Ocurring during the year:
Net actuarial losses / (gains)	(3,109)	(3,424)	(6,533)

Total decrease in AOCL	(3,069)	(4,104)	(7,173)

Accumulated other comprehensive loss at December 31, 2007	$46,009	$8,353	$54,362

     The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost (credit) during 2009 are as follows:

(In thousands)	Pension Plans	Benefit Restoration Plans

Net prior service cost (credit)	$266	($53)
Net loss	18,691	1,506

     Information for plans with an accumulated benefit obligation in excess of plan assets for the years ended December 31, follows:

			Benefit
	Pension Plans		Restoration Plans
(In thousands)	2008	2007	2008	2007

Projected benefit obligation	$596,489	$13,075	$31,219	$29,065
Accumulated benefit obligation	553,923	13,075	26,939	24,438
Fair value of plan assets	373,709	9,616	15,916	20,400

     Information for plans with plan assets in excess of the accumulated benefit obligation for the years ended December 31, follows:

	Pension Plans
(In thousands)	2008	2007

Projected benefit obligation	—	$542,258
Accumulated benefit obligation	—	499,163
Fair value of plan assets	—	516,474

     The actuarial assumptions used to determine benefit obligations for the years ended December 31, were as follows:

	2008	2007

Discount rate:
P.R. Plan	6.10%	6.40%
U.S. Plan	4.00%	4.50% *
Rate of compensation increase — weighted average:
P.R. Plan	4.50%	4.60%
U.S. Plan	—	—

*	A discount rate of 4.50% was used to remeasure liabilities under the U.S. retirement plan as of January 31, 2007 to reflect plan freeze as of April 1, 2007 and pending plan termination.
     The actuarial assumptions used to determine the components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
	Pension Plans			Restoration Plans
	2008	2007	2006	2008	2007	2006

Discount rate:
P.R. Plan	6.40%	5.75%	5.50%	6.40%	5.75%	5.50%
U.S. Plan	4.52%	4.50%	5.50%	5.75%	5.75%	5.50%
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
Rate of compensation increase — weighted average:
P.R. Plan	4.60%	4.80%	4.20%	4.60%	4.80%	4.20%
U.S. Plan	—	5.00%	5.00%	—	5.00%	5.00%

138     POPULAR, INC. 2008 ANNUAL REPORT
     The components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
	Pension Plans			Restoration Plans
(In thousands)	2008	2007	2006	2008	2007	2006

Components of net periodic pension cost:
Service cost	$9,261	$11,023	$12,509	$729	$898	$1,047
Interest cost	34,444	31,850	30,558	1,843	1,677	1,601
Expected return on plan assets	(40,676)	(42,121)	(39,901)	(1,680)	(1,473)	(1,056)
Amortization of prior service cost	266	207	177	(53)	(53)	(55)
Amortization of net loss	—	—	1,946	686	991	1,100

Net periodic cost (benefit)	3,295	959	5,289	1,525	2,040	2,637
Settlement (gain) loss	—	—	—	(24)	—	—
Curtailment loss (gain)	—	(247)	—	—	(258)	—

Total cost	$3,295	$712	$5,289	$1,501	$1,782	$2,637

     During 2009, the Corporation expects to contribute $15.9 million to the pension plans and $2.3 million to the benefit restoration plans.
     The following benefit payments, attributable to past and estimated future service, as appropriate, are expected to be paid:

		Benefit
(In thousands)	Pension	Restoration Plans

2009	$44,564	$614
2010	29,440	886
2011	30,914	1,144
2012	32,436	1,379
2013	33,994	1,612
2014 - 2018	193,806	11,729

     In February 2009, BPPR’s non-contributory, defined benefit retirement plan (“Pension Plan”) was frozen with regards to all future benefit accruals after April 30, 2009. This action was taken by the Corporation to generate significant cost savings in light of the severe economic downturn and decline in the Corporation’s financial performance; this measure will be reviewed periodically as economic conditions and the Corporation’s financial situation improve. The Pension Plan had previously been closed to new hires and was frozen as of December 31, 2005 to employees who were under 30 years of age or were credited with less than 10 years of benefit service. The aforementioned Pension Plan freezes apply to the Benefit Restoration Plans as well.
Postretirement health care benefits
In addition to providing pension benefits, BPPR provides certain health care benefits for retired employees. Regular employees of BPPR, except for employees hired after February 1, 2000, may become eligible for health care benefits, provided they reach retirement age while working for BPPR.
     The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost for the postretirement health care benefit plan during 2009 are as follows:

(In thousands)	2009

Net prior service cost (credit)	($1,046)

     The status of the Corporation’s unfunded postretirement benefit plan at December 31, was as follows:

(In thousands)	2008	2007

Change in benefit obligation:
Benefit obligation at beginning of the year	$126,046	$134,606
Service cost	2,142	2,312
Interest cost	8,219	7,556
Benefits paid	(5,910)	(6,434)
Actuarial loss (gain)	5,446	(11,994)

Benefit obligation at end of year	$135,943	$126,046

Funded status at end of year:
Benefit obligation at end of year	($135,943)	($126,046)
Fair value of plan assets	—	—

Funded status at end of year	($135,943)	($126,046)

Amounts recognized in accumulated other comprehensive loss under SFAS No. 158:
Net prior service cost	($3,253)	($4,299)
Net loss	6,522	1,076

Accumulated other comprehensive loss ( income)	$3,269	($3,223)

Reconciliation of net (liability) / asset:
Net (liability) / asset at beginning of year	($126,046)	($134,606)
Amount recognized in accumulated other comprehensive loss at beginning of year, pre-tax	(3,223)	7,725

(Accrual) / prepaid at beginning of year	(129,269)	(126,881)
Net periodic benefit (cost) / income	(9,315)	(8,822)
Contributions	5,910	6,434

(Accrual) / prepaid at end of year	(132,674)	(129,269)
Amount recognized in accumulated other comprehensive (loss) income	(3,269)	3,223

Net (liability) / asset at end of year	($135,943)	($126,046)

     Of the total postretirement liabilities as of December 31, 2008, approximately $6.1 million were considered current liabilities (2007 — $6.3 million).

     The change in accumulated other comprehensive income, pre-tax for the postretirement plan was as follows:

(In thousands)	2008	2007

Accumulated other comprehensive (income) loss at beginning of year	($3,223)	$7,725
Increase (decrease) in accumulated other comprehensive income (loss):
Recognized during the year:
Prior service (cost) / credit	1,046	1,046
Ocurring during the year:
Net actuarial losses (gains)	5,446	(11,994)

Total decrease in accumulated other comprehensive loss	6,492	(10,948)

Accumulated other comprehensive loss (income) at end of year	$3,269	($3,223)

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 2008 was 6.10% (2007 — 6.40%).
     The weighted average discount rate used to determine the components of net periodic postretirement benefit cost for the year ended December 31, 2008 was 6.40% (2007 — 5.75%; 2006 — 5.50%).
     The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

(In thousands)	2008	2007	2006

Service cost	$2,142	$2,312	$2,797
Interest cost	8,219	7,556	7,707
Amortization of prior service benefit	(1,046)	(1,046)	(1,046)
Amortization of net loss	—	—	958

Total net periodic benefit cost	$9,315	$8,822	$10,416

     The assumed health care cost trend rates at December 31, were as follows:
To determine postretirement benefit obligation:

	2008	2007

Initial health care cost trend rate	7.50%	8.00%
Ultimate health care cost trend rate	5.00%	5.00%
Year that the ultimate trend rate is reached	2014	2011

To determine net periodic benefit cost:

	2008	2007

Initial health care cost trend rate	8.00%	9.00%
Ultimate health care cost trend rate	5.00%	5.00%
Year that the ultimate trend rate is reached	2011	2011

     The Plan provides that the cost will be capped to 3% of the annual health care cost increase affecting only those employees retiring after February 1, 2001.
     Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage	1-Percentage
(In thousands)	Point Increase	Point Decrease

Effect on total service cost and interest cost components	$449	($396)
Effect on postretirement benefit obligation	6,532	(5,734)

     The Corporation expects to contribute $6.1 million to the postretirement benefit plan in 2009 to fund current benefit payment requirements.
     The following benefit payments, attributable to past and estimated future service, as appropiate, are expected to be paid:

(In thousands)

2009	$6,140
2010	6,565
2011	6,985
2012	7,376
2013	7,771
2014 - 2018	45,098

Savings plans
The Corporation also provides contributory savings plans pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code and Section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of the Corporation. Investments in the plans are participant-directed, and employer matching contributions are determined based on the specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. The cost of providing these benefits in 2008 was $18.8 million (2007 — $17.4 million; 2006 — $27.3 million).
     The plans held 17,254,175 (2007 — 14,972,919; 2006 — 14,483,925) shares of common stock of the Corporation with a market value of approximately $89.0 million at December 31, 2008 (2007 — $158.7 million; 2006 — $260.0 million).
     In February 2009, the Corporation suspended its matching contributions to the Puerto Rico and U.S. subsidiaries savings and investment plans as part of the actions taken to control costs during the current economic crisis. This decision will be reviewed periodically as economic conditions and the Corporation’s financial situation improve.

140     POPULAR, INC. 2008 ANNUAL REPORT
Note 26 — Stock-based compensation:
The Corporation maintained a Stock Option Plan (the “Stock Option Plan”), which permitted the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. In April 2004, the Corporation’s shareholders adopted the Popular, Inc. 2004 Omnibus Incentive Plan (the “Incentive Plan”), which replaced and superseded the Stock Option Plan. Nevertheless, all outstanding award grants under the Stock Option Plan continue to remain in effect at December 31, 2008 under the original terms of the Stock Option Plan.
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
     The following table presents information on stock options as of December 31, 2008:

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
		Exercise	Remaining		Exercise
		Price of	Life of Options	Options	Price of
	Options	Options	Outstanding	Exercisable	Options
Exercise Price Range per Share	Outstanding	Outstanding	in Years	(fully vested)	Exercisable

$14.39 — $18.50	1,461,849	$15.83	3.74	1,461,849	$15.83
$19.25 — $27.20	1,503,994	$25.23	5.48	1,191,265	$25.04

$14.39 — $27.20	2,965,843	$20.59	4.62	2,653,114	$19.96

     The aggregate intrinsic value of options outstanding as of December 31, 2008 was $1.6 million (2007 — $7.3 million; 2006 — $24.1 million). There was no intrinsic value of options exercisable as of December 31, 2008 and 2007.
     The following table summarizes the stock option activity and related information:

	Options	Weighted-Average
	Outstanding	Exercise Price

Outstanding at January 1, 2006	3,223,703	$20.63
Granted	—	—
Exercised	(39,449)	15.78
Forfeited	(37,818)	23.75
Expired	(1,637)	24.05

Outstanding as of December 31, 2006	3,144,799	$20.65
Granted	—	—
Exercised	(10,064)	15.83
Forfeited	(19,063)	25.50
Expired	(23,480)	20.08

Outstanding as of December 31, 2007	3,092,192	$20.64
Granted	—	—
Exercised	—	—
Forfeited	(40,842)	26.29
Expired	(85,507)	19.67

Outstanding as of December 31, 2008	2,965,843	$20.59

     The stock options exercisable at December 31, 2008 totaled 2,653,114 (2007 — 2,402,481; 2006 - 1,949,522). There were no stock options exercised during the year ended December 31, 2008 (2007 - 10,064; 2006 — 39,449). Thus, there was no intrinsic value of options exercised during the year ended December 31, 2008 (2007 — $28 thousand; 2006 — $86 thousand). The cash received from the stock options exercised during the year ended December 31, 2007 amounted to $0.2 million.
     There were no new stock option grants issued by the Corporation under the Stock Option Plan during 2008 and 2007.
     During the year ended December 31, 2008, the Corporation recognized $1.1 million in stock options expense, with a tax benefit of $0.4 million (2007 — $1.8 million, with a tax benefit of $0.7 million; 2006 — $3.0 million, with a tax benefit of $1.2 million). The total unrecognized compensation cost as of December 31, 2008 related to non-vested stock option awards was $0.5 million and is expected to be recognized over a weighted-average period of 1 year.
Incentive Plan
The Incentive Plan permits the granting of incentive awards in the form of Annual Incentive Awards, Long-term Performance Unit Awards, Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units or Performance Shares. Participants in the Incentive Plan are designated by the Compensation Committee of the Board of Directors (or its delegate as determined by the Board). Employees and directors of the Corporation and / or any of its subsidiaries are eligible to participate in the Incentive Plan. The shares may be made available from common stock purchased by the Corporation for such purpose, authorized but unissued shares of common stock or treasury stock. The Corporation’s policy with respect to the shares of restricted stock has been to purchase such shares in the open market to cover each grant.
     Under the Incentive Plan, the Corporation has issued restricted shares, which become vested based on the employees’ continued service with Popular. Unless otherwise stated in an agreement, the compensation cost associated with the shares of restricted stock is determined based on a two-prong vesting schedule. The first part is vested ratably over five years commencing at the date of grant and the second part is vested at termination of employment after attainment of 55 years of age and 10 years of service. The five-year vesting part is accelerated at termination of employment after attaining 55 years of age and 10 years of service.
     The following table summarizes the restricted stock activity under the Incentive Plan and related information to members of management:

	Restricted	Weighted-Average
	Stock	Grant Date Fair Value

Nonvested at January 1, 2006	172,622	$27.65
Granted	444,036	20.54
Vested	—	—
Forfeited	(5,188)	19.95

Nonvested as of December 31, 2006	611,470	$22.55
Granted	—	—
Vested	(304,003)	22.76
Forfeited	(3,781)	19.95

Nonvested as of December 31, 2007	303,686	$22.37
Granted	—	—
Vested	(50,648)	20.33
Forfeited	(4,699)	19.95

Nonvested as of December 31, 2008	248,339	$22.83

     During the year ended December 31, 2008 and 2007, no shares of restricted stock were awarded to management under the Incentive Plan (2006 — 444,036).
     Beginning in 2007, the Corporation authorized the issuance of performance shares, in addition to restricted shares, under the Incentive Plan. The perfomance shares award consists of the opportunity to receive shares of Popular Inc.’s common stock provided the Corporation achieves certain perfomance goals during a 3-year perfomance cycle. The compensation cost associated with the perfomance shares will be recorded ratably over a three-year perfomance period. The performance shares will be granted at the end of the three-year period and will be vested at grant date, except when the participant’s employment is terminated by the Corporation without cause. In such case, the participant will receive a pro-rata amount of shares calculated as if the Corporation would have met the performance goal for the performance period. As of December 31, 2008, 7,106 shares have been granted under this plan.
     During the year ended December 31, 2008, the Corporation recognized $2.2 million of restricted stock expense related to management incentive awards, with a tax benefit of $0.9 million (2007 — $2.4 million, with a tax benefit of $0.9 million; 2006 -$2.3 million, with a tax benefit of $0.9 million). The fair market value of the restricted stock vested was $2 million at grant date and $0.8 million at vesting date. This triggers a shortfall of $0.8 million that was recorded as an additional income tax expense since the Corporation does not have any surplus due to windfalls. The fair market value of the restricted stock earned was $7 thousand. During the year ended December 31, 2008, the Corporation recognized $0.9 million of performance shares expense, with a tax benefit of $0.4 million. The total unrecognized compensation cost related to non-vested restricted stock awards and performance shares to members of management as of December 31, 2008 was $5.4 million and is expected to be recognized over a weighted-average period of 2.5 years.
     The following table summarizes the restricted stock under the Incentive Plan and related information to members of the Board of Directors:

	Restricted	Weighted-Average
	Stock	Grant Date Fair Value

Non-vested at January 1, 2006	46,948	$23.61
Granted	32,267	19.82
Vested	(2,601)	23.54
Forfeited	—	—

Non-vested as of December 31, 2006	76,614	$22.02
Granted	38,427	15.89
Vested	(115,041)	19.97
Forfeited	—	—

Non-vested as of December 31, 2007	—	—
Granted	56,025	10.75
Vested	(56,025)	10.75
Forfeited	—	—

Non-vested as of December 31, 2008	—	—

     During the year ended December 31, 2008, the Corporation granted 56,025 (2007 — 38,427; 2006 - 32,267) shares of restricted stock to members of the Board of Directors of Popular, Inc. and BPPR, which became vested at grant date. During this period, the Corporation recognized $0.5 million of restricted stock expense related to these restricted stock grants, with a tax benefit of $0.2 million (2007 — $0.5 million, with a tax benefit of $0.2 million; 2006 — $0.6 million, with a tax benefit of $0.2 million). The fair value at vesting date of the restricted stock vested during the year ended December 31, 2008 for directors was $0.6 million.

142     POPULAR, INC. 2008 ANNUAL REPORT
Note 27 — Rental expense and commitments:
At December 31, 2008, the Corporation was obligated under a number of noncancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

	Minimum	Sublease
Year	payments	rentals	Net
	(In thousands)

2009	$42,804	$907	$41,897
2010	37,398	559	36,839
2011	32,815	521	32,294
2012	30,969	481	30,488
2013	33,011	925	32,086
Later years	200,492	369	200,123

	$377,489	$3,762	$373,727

     Total rental expense for the year ended December 31, 2008 was $79.5 million (2007 — $71.1 million; 2006 — $58.3 million), which is included in net occupancy, equipment and communication expenses, according to their nature.
Note 28 — Income tax:
The components of income tax expense for the continuing operations for the years ended December 31, are summarized below.

(In thousands)	2008	2007	2006

Current income tax expense:
Puerto Rico	$91,609	$157,436	$131,687
Federal and States	5,106	7,302	35,656

Subtotal	96,715	164,738	167,343

Deferred income tax (benefit) expense:
Puerto Rico	(70,403)	(11,982)	(6,596)
Federal and States	2,507	(62,592)	(21,053)
Valuation allowance — beginning of the year	432,715	—	—

Subtotal	364,819	(74,574)	(27,649)

Total income tax (benefit) expense	$461,534	$90,164	$139,694

     The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, were as follows:

	2008		2007		2006
		% of		% of		% of
		pre-tax		pre-tax		pre-tax
(Dollars in thousands)	Amount	loss	Amount	income	Amount	income

Computed income tax at statutory rates	($85,384)	39%	$114,142	39%	$243,362	43.5%
Benefits of net tax exempt interest income	(62,600)	29	(60,304)	(21)	(70,250)	(13)
Effect of income subject to capital gain tax rate	(17,905)	8	(24,555)	(9)	(2,426)	—
Non deductible goodwill impairment	—	—	57,544	20	—	—
Deferred tax asset valuation allowance	643,011	(294)	—	—	—	—
Difference in tax rates due to multiple jurisdictions	16,398	(8)	10,391	4	(20,615)	(4)
States taxes and other	(31,986)	15	(7,054)	(2)	(10,377)	(2)

Income tax (benefit) expense	$461,534	(211%)	$90,164	31%	$139,694	24.5%

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31, were as follows:

(In thousands)	2008	2007

Deferred tax assets:
Tax credits available for carryforward	$74,676	$20,132
Net operating loss and donation carryforward available	670,326	175,349
Deferred compensation	2,628	5,052
Postretirement and pension benefits	149,027	62,548
SFAS 159 - Fair value option	13,132	—
Deferred loan origination fees	8,603	8,333
Allowance for loan losses	368,690	214,544
Unearned income	600	1,488
Deferred gains	18,307	16,355
Unrealized loss on derivatives	500	932
Basis difference related to securitizations treated as sales for tax and borrowings for books	—	66,105
Intercompany deferred gains	11,263	17,017
Other temporary differences	34,223	14,204

Total gross deferred tax assets	1,351,975	602,059

Deferred tax liabilities:
Differences between the assigned values and the tax bases of assets and liabilities recognized in purchase business combinations	21,017	26,073
Unrealized net gain on trading and available for sale securities	78,761	19,426
Deferred loan origination costs	11,228	9,938
Accelerated depreciation	9,348	10,346
Other temporary differences	13,232	16,266

Total gross deferred tax liabilities	133,586	82,049

Valuation allowance	861,018	39

Net deferred tax asset	$357,371	$519,971

     The net deferred tax asset shown in the table above at December 31, 2008 is reflected in the consolidated statements of condition as $357.5 million in deferred tax assets (in the “other assets” caption) (2007 — $525.4 million) and $136 thousand in deferred tax liabilities (in the “other liabilities” caption) (2007 — $5.4 million), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.
     At December 31, 2008, the Corporation had total credits of $74.7 million that will reduce the regular income tax liability in future years expiring in annual installments through the year 2016.
     The net operating loss carryforwards (“NOLs”) outstanding at December 31, 2008 expire as follows:

(In thousands)

2013	$1,842
2014	1,376
2015	2,395
2016	7,263
2017	8,542
2018	14,640
2019	1
2021	76
2022	971
2023	1,248
2026	492
2027	144,439
2028	487,041

$670,326

     SFAS No.109 states that a deferred tax asset should be reduced by a valuation allowance if based on the weight of all available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or the entire deferred tax asset will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. The determination of whether a deferred tax asset is realizable is based on weighting all available evidence, including both positive and negative evidence. SFAS No. 109 provides that the realization of deferred tax assets, including carryforwards and deductible temporary differences, depends upon the existence of sufficient taxable income of the same character during the carryback or carryforward period. SFAS No.109 requires the consideration of all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years and tax-planning strategies.
     The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2008. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position is considered significant negative evidence and has caused us to conclude that the Corporation will not be able to realize the deferred tax assets in the future. As of December 31, 2008, the Corporation recorded a full valuation allowance of $861 million on the deferred tax assets of the Corporation’s U.S. operations.

144     POPULAR, INC. 2008 ANNUAL REPORT
     The full valuation allowance in the Corporation’s U.S. operations was recorded in consideration of the requirements of SFAS No.109. As previously indicated, the Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2008. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position, along with the evaluation of all sources of taxable income available to realize the deferred tax asset, has caused management to conclude that the Corporation will not be able to fully realize the deferred tax assets in the future, considering solely the criteria of SFAS No. 109.
     At September 30, 2008, the Corporation’s U.S. mainland operations’ deferred tax assets amounted to $683 million with a valuation allowance of $360 million. At that time, the Corporation assessed the realization of the deferred tax assets by weighting all available negative and positive evidence, including future profitability, taxable income on carryback years and tax planning strategies. The Corporation’s U.S. mainland operations were also in a cumulative loss position for the three-year period ended September 30, 2008. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position was considered significant negative evidence and caused management to conclude that at September 30, 2008, the Corporation would not be able to fully realize the deferred tax assets in the future. However, at that time, management also concluded that $322 million of the U.S. deferred tax assets would be realized. In making this analysis, management evaluated the factors that contributed to these losses in order to assess whether these factors were temporary or indicative of a permanent decline in the earnings of the U.S. mainland operations. Based on the analysis performed, management determined that the cumulative loss position was caused primarily by a significant increase in credit losses in two of its main businesses due to the unprecedented current credit market conditions, losses related to the PFH discontinued business, and restructuring charges. In assessing the realization of the deferred tax assets, management considered all four sources of taxable income mentioned in SFAS No. 109, including its forecast of future taxable income, which included assumptions about the unprecedented deterioration in the economy and in credit quality. The forecast included cost reductions initiated in connection with the reorganization of the U.S. mainland operations, future earnings projections for BPNA and two tax-planning strategies. The two strategies considered in management’s analysis at September 30, 2008 included reducing the level of interest expense in the U.S. operations by transferring such debt to the Puerto Rico operations and the transfer of a profitable line of business from the Puerto Rico operations to the U.S. mainland operations. Also, management’s analyses considered the past earnings history of BPNA and the discontinuance of one of the subsidiaries causing significant operating losses. Furthermore, management considered the long carryforward period for use of the net operating losses which extends up to 20 years. At September 30, 2008, management concluded that it was more likely than not that the Corporation would not be able to fully realize the benefit of these deferred tax assets and thus, a valuation allowance for $360 million was recorded during that period, which was supported by specific computations based on factors such as financial projections and expected benefits derived from tax planning strategies as described above.
     The valuation of deferred tax assets requires judgment based on the weight of all available evidence. Certain events transpired in the fourth quarter of 2008 that led management to reassess its expectations of the realization of the deferred tax assets of the U.S. mainland operations and to conclude that a full valuation allowance was necessary. These circumstances included a significant increase in the provision for loan losses for the Popular North America (“PNA”) operations. The provision for loans losses for PNA consolidated amounted to $208.9 million for the fourth quarter of 2008, compared with $133.8 million for the third quarter of 2008. Actual loan net charge-offs were $105.7 million for the fourth quarter of 2008, compared with $70.2 million in the third quarter. This sharp increase has triggered an increase in the estimated provision for loan losses for 2009. Management had also considered during the third quarter further actions expected from the U.S. Government with respect to the acquisition of troubled assets under the TARP, that did not materialize in the fourth quarter of 2008.
     Additional uncertainty in an expected rebound in the economy and banking industry, based on most recent economic outlooks, forced management to place no reliance on forecasted income. A tax strategy considered in the September 30, 2008 analysis included the transfer of borrowings from PNA holding company to the Puerto Rico operations, particularly the parent company Popular, Inc. holding company. This tax planning strategy continues to be prudent and feasible but its benefit has been sharply reduced after the credit rating agencies downgraded Popular, Inc.’s debt, which was expected to occur since the end of 2008 and was confirmed in January 2009. The rating downgrade would increase the cost of making any debt transfer, and accordingly, reduce the benefit of such action. The other tax strategy was the transfer of a profitable line of business from BPPR to BPNA. Although that strategy is still feasible, given the reduced profitability levels in the BPPR operations, which were reduced in the fourth quarter due to significant increased credit losses, management is less certain as to whether it is prudent to transfer a profitable business to the U.S. operations at this time.
     Management will reassess the realization of the deferred tax assets based on the criteria of SFAS No. 109 each reporting period. To the extent that the financial results of the U.S. operations improve and the deferred tax asset becomes realizable, the Corporation will be able to reduce the valuation allowance through earnings.
     Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividend received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.
     The Corporation has never received any dividend payments from its U.S. subsidiaries. Any such dividend paid from a U.S. subsidiary to the Corporation would be subject to a 10% withholding tax based on the provisions of the U.S. Internal Revenue Code. The Corporation’s U.S. subsidiaries (which are considered foreign under Puerto Rico income tax law) have never remitted retained earnings. As of December 31, 2008, the Corporation had no current or accumulated earnings and profits on its combined U.S. subsidiaries’ operations.
     The Corporation’s federal income tax (benefit) provision for 2008 was $436.9 million (2007 — ($196.5 million); 2006 — $27.0 million). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.
     The Corporation adopted FIN 48 effective January 1, 2007. The initial adoption of FIN 48 had no impact on the Corporation’s financial statements since management determined that there was no need to recognize changes in the liability for unrecognized tax benefits.
     The reconciliation of unrecognized tax benefits, including accrued interest, was as follows:

(In millions)	Total

Balance as of January 1, 2007	$20.4
Additions for tax positions related to 2007	5.9
Additions for tax positions of prior years	0.2
Reductions for tax positions of prior years	(4.3)

Balance as of December 31, 2007	$22.2
Additions for tax positions related to 2008	12.9
Additions for tax positions of prior years	10.1

Balance as of December 31, 2008	$45.2

     As of December 31, 2008, the related accrued interest approximated $4.7 million (2007 — $2.9 million). The interest expense recognized during 2008 was $1.8 million ($480 thousand in 2007). Management determined that as of December 31, 2008 there was no need to accrue for the payment of penalties. The Corporation’s policy is to report interest related to unrecognized tax benefits in income tax expense, while the penalties, if any, are reported in other operating expenses in the consolidated statements of operations.
     After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $43.7 million as of December 31, 2008 (2007 — $20.9 million).
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
     The Corporation and its subsidiaries file income tax returns in Puerto Rico, the U.S. federal jurisdiction, various U.S. states and political subdivisions, and foreign jurisdictions. As of December 31, 2008, the following years remain subject to examination: U.S. Federal jurisdiction — 2006 through 2008 and Puerto Rico — 2004 through 2008. The U.S. Internal Revenue Service (“IRS”) commenced an examination of the Corporation’s U.S. operations tax returns for 2006 and 2007 that is anticipated to be finished by the end of 2009. As of December 31, 2008, the IRS has not proposed any adjustment as a result of the audit. Although the outcome of tax audits is uncertain, the Corporation believes that adequate amounts of tax, interest, and penalties have been provided for any adjustments that are expected to result from open years. As a result of examinations the Corporation anticipate a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could be approximately $15 million.
Note 29 — Off-balance sheet activities and concentration of credit risk:
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

146     POPULAR, INC. 2008 ANNUAL REPORT
obligations as it does for those reflected on the consolidated statements of condition.
     Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)	2008	2007

Commitments to extend credit:
Credit card lines	$3,571,404	$3,143,717
Commercial lines of credit	2,960,174	4,259,851
Other unused credit commitments	585,399	506,680
Commercial letters of credit	18,572	25,584
Standby letters of credit	181,223	174,080
Commitments to originate mortgage loans	71,297	112,704

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
Other commitments
At December 31, 2008, the Corporation also maintained other non-credit commitments for $10 million, primarily for the acquisition of other investments (2007 — $39 million).
Geographic concentration
As of December 31, 2008, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. Note 35 provides further information on the asset composition of the Corporation by geographical area as of December 31, 2008 and 2007.
     Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $4.7 billion in 2008 (2007 — $5.4 billion).
Note 30 — Fair value option:
During 2008 and upon adoption of SFAS No. 159, the Corporation elected to measure at fair value certain loans and borrowings outstanding at January 1, 2008. These financial instruments, which pertained to Popular Financial Holdings, were as follows:
•	Approximately $1.2 billion of whole loans held-in-portfolio by PFH that were outstanding as of December 31, 2007. These whole loans consisted principally of first lien and closed-end second lien residential mortgage loans that were originated through the exited origination channels of PFH (e.g. asset acquisition, broker and retail channels), and home equity lines of credit that had been originated by E-LOAN, but sold to PFH as part of the Corporation’s 2007 U.S. reorganization whereby E-LOAN became a subsidiary of BPNA. Also, to a lesser extent, the loan portfolio included mixed-used / multi-family loans (small commercial category) and manufactured housing loans.

•	Approximately $287 million of “owned-in-trust” loans and $287 million of bond certificates associated with PFH securitization activities that were outstanding as of December 31, 2007. The “owned-in-trust” loans were pledged as collateral for the bond certificates as a financing vehicle through on-balance sheet securitization transactions. These loan securitizations conducted by the Corporation had not met the sale criteria under SFAS No. 140; accordingly, the transactions were treated as on-balance sheet securitizations for accounting purposes. The “owned-in-trust” loans include first lien and closed-end second lien residential mortgage loans, mixed-used / multi-family loans (small commercial category) and manufactured housing loans. The majority of the portfolio was comprised of first lien residential mortgage loans. Upon the adoption of SFAS No. 159, the loans and related bonds were both measured at fair value, thus their net position better portrayed the credit risk born by the Corporation.
     Management believed upon adoption of the accounting standard that accounting for these loans at fair value provided a more relevant and transparent measurement of the realizable value of the assets and differentiated the PFH portfolio from the loan portfolios that the Corporation continued to originate through channels other than PFH.
     Excluding the PFH loans elected for the fair value option as described above, PFH held approximately $1.8 billion of additional loans at the time of the fair value option election on January 1, 2008. Of these remaining loans, at adoption date, $1.4 billion were classified as loans held-for-sale and were not subject to the fair value option as the loans were intended to be sold to an institutional buyer during the first quarter of 2008. These loans were sold in March 2008. The remaining $0.4 billion in other loans held-in-portfolio at PFH as of that same date consisted principally of a small portfolio of auto loans that was acquired from E-LOAN, warehousing revolving lines of credit with monthly advances and pay-downs, and construction credit agreements in which the permanent financing was to be provided by a lender other than PFH.
     There were no other assets or liabilities elected for the fair value option after January 1, 2008.
     PFH, which held the SFAS No. 159 loan portfolio, was financed primarily by advances from its holding company, Popular North America (“PNA”). In turn, PNA depended totally on the capital markets to raise financing to meet its financial obligations. Given the mounting pressure to address PNA’s liquidity needs in the second half of 2008 and the continuing problems with accessing the U.S. capital markets given the current unprecedented market conditions, management decided that the only viable option available to permanently raise the liquidity required by PNA was to sell PFH assets, which included the SFAS No. 159 financial instruments.
     As described in Note 2 to the consolidated financial statements, during the third and fourth quarters of 2008, the Corporation substantially sold all of PFH’s assets. The sale of assets included the sale of the implied residual interest on the on-balance sheet securitizations transferring all rights and obligations to the third party with no continuing involvement whatsoever of the Corporation with respect to the transferred assets. As such, the Corporation achieved sale accounting with respect to those securitizations and derecognized the associated loans and the bond certificates which had been measured at fair value pursuant to the SFAS No. 159 election described before.
     At December 31, 2008, there were only $5 million in loans measured at fair value pursuant to SFAS No. 159, with unrealized losses of $37 million. Non-performing loans measured pursuant to SFAS No. 159 were fair valued at $1 million at December 31, 2008, resulting in unrealized losses of approximately $10 million compared to an unpaid principal balance of $11 million. The loans are past due 90 days or more as of the end of 2008. As of December 31, 2008, there was no debt outstanding measured at fair value pursuant to SFAS No. 159.
     During the year ended December 31, 2008, the Corporation recognized $198.9 million in losses attributable to changes in the fair value of loans and notes payable (bond certificates). These losses were included in the caption “Loss from discontinued operations, net of tax” in the consolidated statement of operations. It is the Corporation’s policy to recognize interest income separately from other changes in the fair value of loans. Interest income is included as part of net interest income.
     Upon adoption of SFAS No. 159, the Corporation recognized a $262 million negative after-tax adjustment ($409 million before tax) to beginning retained earnings due to the transitional adjustment for electing the fair value option, as detailed in the table below.

		Cumulative effect
		adjustment to	January 1, 2008
	January 1, 2008	January 1, 2008	Fair value
	(Carrying value)	retained earnings -	(Carrying value
(In thousands)	prior to adoption)	Gain (Loss)	after adoption)

Loans	$1,481,297	($494,180)	$987,117

Notes payable (bond certificates)	($286,611)	$85,625	($200,986)

Pre-tax cumulative effect of adopting fair value option accounting		($408,555)
Net increase in deferred tax asset		146,724

After-tax cumulative effect of adopting fair value option accounting		($261,831)

     On January 1, 2008, the Corporation eliminated $37 million in allowance for loan losses associated to the loan portfolio measured at fair value pursuant to SFAS No. 159 and recognized the amount as part of the cumulative effect adjustment.
Note 31 — Fair value measurement:
As indicated in Note 1 to the consolidated financial statements, effective January 1, 2008, the Corporation adopted SFAS No. 157, which provides a framework for measuring fair value under accounting principles generally accepted.
     Under SFAS No. 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the

148     POPULAR, INC. 2008 ANNUAL REPORT
principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.
     SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels in order to increase consistency and comparability in fair value measurements and disclosures. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for the fair value measurement are observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect the Corporation’s estimates about assumptions that market participants would use in pricing the asset or liability based on the best information available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:
•	Level 1— Unadjusted quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date. Valuation on these instruments does not necessitate a significant degree of judgment since valuations are based on quoted prices that are readily available in an active market.

•	Level 2— Quoted prices other than those included in Level 1 that are observable either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and other inputs that are observable or that can be corroborated by observable market data for substantially the full term of the financial instrument.

•	Level 3— Inputs are unobservable and significant to the fair value measurement. Unobservable inputs reflect the Corporation’s own assumptions about assumptions that market participants would use in pricing the asset or liability.
     The Corporation maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Fair value is based upon quoted market prices when available. If listed price or quotes are not available, the Corporation employs internally-developed models that primarily use market-based inputs including yield curves, interest rates, volatilities, and credit curves, among others. Valuation adjustments are limited to those necessary to ensure that the financial instrument’s fair value is adequately representative of the price that would be received or paid in the marketplace. These adjustments include amounts that reflect counterparty credit quality, the Corporation’s credit standing, constraints on liquidity and unobservable parameters that are applied consistently.
     The estimated fair value may be subjective in nature and may involve uncertainties and matters of significant judgment for certain financial instruments. Changes in the underlying assumptions used in calculating fair value could significantly affect the results.
Fair Value on a Recurring Basis
The following fair value hierarchy table presents information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2008:

2008
	Quoted prices
	in active	Significant
	markets for	other	Significant	Balance as
	identical assets	observable	unobservable	of
	or liabilities	inputs	inputs	December 31,
(In millions)	Level 1	Level 2	Level 3	2008

Assets

Continuing Operations
Investment securities available-for-sale	$5	$7,883	$37	$7,925
Trading account securities	—	346	300	646
Derivatives	—	110	—	110
Mortgage servicing rights	—	—	176	176
Discontinued Operations
Loans measured at fair value (SFAS No. 159)	—	—	5	5

Total	$5	$8,339	$518	$8,862

Liabilities

Continuing Operations
Derivatives	—	($117)	—	($117)

Total	—	($117)		($117)

     The following tables present the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2008:

	Investments
	securities	Trading	Mortgage
	available-	account	servicing
(In millions)	for-sale	securities	rights

Assets from Continuing Operations

Balance as of January 1, 2008	$39	$233	$111
Gains (losses) included in earnings	—	7 (a)	(27	) (b)
Gains (losses) included in other comprehensive income	1	—	—
Increase (decrease) in accrued interest receivable / payable	—	—	—
Purchases, sales, issuances, settlements, paydowns and maturities (net)	(3)	60	92

Balance as of December 31, 2008	$37	$300	$176

Changes in unrealized gains (losses) included in earnings related to assets and liabilities still held as of December 31, 2008	—	$5	($16)

(a)	Gains (losses) are included in “Trading account profit (loss)” in the statement of operations.

(b)	Gains (losses) are included in “Other service fees” in the statement of operations.

				Residual
	Loans measured	Residual	Mortgage	interests
	at fair value	interests	servicing	available-
(In millions)	(SFAS No. 159)	trading	rights	for-sale

Assets from Discontinued Operations

Balance as of January 1, 2008	$987	$40	$81	$4
Gains (losses) included in earnings (a)	(188)	(32)	(44)	(4)
Gains (losses) included in other comprehensive income	—	—	—	—
Increase (decrease) in accrued interest receivable / payable	(13)	—	—	—
Purchases, sales, issuances, settlements, paydowns and maturities (net)	(781)	(8)	(37)	—

Balance as of December 31, 2008	$5	—	—	—

Changes in unrealized gains (losses) included in earnings related to assets and liabilities still held as of December 31, 2008	($38)	—	—	—

(a)	Gains (losses) are included in “Loss from discontinued operations, net of tax” in the statement of operations.

Notes payable
measured at
fair value
(In millions)	(SFAS No. 159)

Liabilities from Discontinued Operations

Balance as of January 1, 2008	($201)
Gain (losses) included in earnings (a)	(11)
Gain (losses) included in other comprehensive income	—
Increase (decrease) in accrued interest receivable / payable	—
Purchases, sales, issuances, settlements, paydowns and maturities (net)	212
Balance as of December 31, 2008	—

Changes in unrealized gains (losses) included in earnings related to assets and liabilities still held as of December 31, 2008	—

(a)	Gains (losses) are included in “Loss from discontinued operations, net of tax” in the statement of operations.

     There were no transfers in and / or out of Level 3 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2008.
     Gains and losses (realized and unrealized) included in earnings for the year ended December 31, 2008 for Level 3 assets and liabilities included in the previous tables are reported in the consolidated statement of operations as follows:

		Changes in unrealized gains
		or losses relating to assets /
	Total gains (losses)	liabilities still held at
(In millions)	included in earnings	reporting date

Continuing Operations
Other service fees	($27)	($16)
Trading account loss	7	5
Discontinued Operations (1)
Interest income	12	—
Other service fees	(44)	—
Net loss on sale and valuation adjustments of investment securities	(5)	—
Trading account loss	(43)	—
Losses from changes in fair value related to instruments measured at fair value pursuant to SFAS No. 159	(199)	(38)

Total	($299)	($49)

(1)	All income statement amounts for the discontinued operations disclosed in this table are aggregated and included in the line item “Loss from discontinued operations, net of tax” in the consolidated statement of operations.

     Additionally, the Corporation may be required to measure certain assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. The adjustments

150     POPULAR, INC. 2008 ANNUAL REPORT
to fair value usually result from the application of lower of cost or market accounting, identification of impaired loans requiring specific reserves under SFAS No. 114, or write-downs of individual assets. The following table presents those financial assets that were subject to a fair value measurement on a non-recurring basis during the year ended December 31, 2008 and which are still included in the consolidated statement of condition as of December 31, 2008. The amounts disclosed represent the aggregate of the fair value measurements of those assets as of the end of the reporting period.

	Quoted prices
	in active	Significant
	markets for	other	Significant	Balance as
	identical assets	observable	unobservable	of
	or liabilities	inputs	inputs	December 31,
(In millions)	Level 1	Level 2	Level 3	2008

Assets

Continuing Operations
Loans (1)	—	—	$523	$523
Loans held-for-sale (2)	—	—	364	364
Discontinued Operations
Loans held-for-sale (2)	—	—	2	2

(1)	Relates primarily to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of SFAS No. 114 (as amended by SFAS No. 118).

(2)	Relates principally to lower of cost or market adjustments of loans held-for-sale and of loans transferred from loans held-in-portfolio to loans held-for-sale. These adjustments were principally determined based on negotiated price terms for the loans.

     Following is a description of the Corporation’s valuation methodologies used for assets and liabilities measured at fair value. The disclosure requirements exclude certain financial instruments and all non-financial instruments. Accordingly, the aggregate fair value amounts of the financial instruments presented in Note 31 do not represent management’s estimate of the underlying value of the Corporation.
Trading Account Securities and Investment Securities Available-for-Sale
•	U.S. Treasury securities: The fair value of U.S. Treasury securities is based on yields that are interpolated from the constant maturity treasury curve. These securities are classified as Level 2.

•	Obligations of U.S. Government sponsored entities: The Obligations of U.S. Government sponsored entities include U.S. agency securities. The fair value of U.S. agency securities is based on an active exchange market and is based on quoted market prices for similar securities. The U.S. agency securities are classified as Level 2.

•	Obligations of Puerto Rico, States and political subdivisions: Obligations of Puerto Rico, States and political subdivisions include municipal bonds. The bonds are segregated and the like characteristics divided into specific sectors. Market inputs used in the evaluation process include all or some of the following: trades, bid price or spread, two sided markets, quotes, benchmark curves including but not limited to Treasury benchmarks, LIBOR and swap curves, market data feeds such as MSRB, discount and capital rates, and trustee reports. The municipal bonds are classified as Level 2.

•	Mortgage-backed securities: Certain agency mortgage-backed securities (“MBS”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. The agency MBS are classified as Level 2. Other agency MBS such as GNMA Puerto Rico Serials are priced using an internally-prepared pricing matrix with quoted prices from local brokers dealers. These particular MBS are classified as Level 3.

•	Collateralized mortgage obligations: Agency and private collateralized mortgage obligations (“CMOs”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector and for which fair value incorporates an option adjusted spread. The option adjusted spread model includes prepayment and volatility assumptions, ratings (whole loans collateral) and spread adjustments. These investment securities are classified as Level 2.

•	Equity securities: Equity securities with quoted market prices obtained from an active exchange market are classified as Level 1.

•	Corporate securities and mutual funds: Quoted prices for these security types are obtained from broker dealers. Given that the quoted prices are for similar instruments or do not trade in highly liquid markets, the corporate securities and mutual funds are classified as Level 2. The important variables in determining the prices of Puerto Rico tax-exempt mutual fund shares are net asset value, dividend yield and type of assets in the fund. All funds trade based on a relevant dividend yield taking into consideration the aforementioned variables. In addition, demand and supply also affect the price. Corporate securities that trade less frequently or are in distress are classified as Level 3.
Derivatives
Interest rate swaps, interest rate caps and index options are traded in over-the-counter active markets. These derivatives are indexed to an observable interest rate benchmark, such as LIBOR or equity indexes, and are priced using an income approach based on present value and option pricing models using observable inputs. Other derivatives are exchange-traded, such as futures and options, or are liquid and have quoted prices, such as forward contracts or “to be announced securities” (“TBAs”). All of these derivatives are classified as Level 2. The non-performance risk is determined using internally-developed models that consider the collateral held, the remaining term, and the creditworthiness of the entity that bears the risk, and uses available public data or internally-developed data related to current spreads that denote their probability of default.
Mortgage servicing rights
Mortgage servicing rights (“MSRs”) do not trade in an active market with readily observable prices. MSRs are priced internally using a discounted cash flow model. The valuation model considers servicing fees, portfolio characteristics, prepayments assumptions, delinquency rates, late charges, other ancillary revenues, cost to service and other economic factors. Due to the unobservable nature of certain valuation inputs, the MSRs are classified as Level 3.
Loans measured at fair value pursuant to SFAS No. 159
The fair value of loans measured at fair value pursuant to the SFAS No. 159 election was estimated based on a liquidation analysis of the portfolio or market indexes reflective of market prices for similar credit exposure. The liquidation analysis considered factors such as nature of the collateral, lien position and loss severity experience. Due to the subprime characteristics of the loan portfolio measured at fair value, the lack of trading activity in that market, and the nature of the valuation inputs, these loans are classified as Level 3.
Loans held-in-portfolio considered impaired under SFAS No. 114 that are collateral dependent
The impairment is measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of SFAS No. 114 (as amended by SFAS No. 118). Currently, the associated loans considered impaired are classified as Level 3.
Loans measured at fair value pursuant to lower of cost or fair value adjustments
Loans measured at fair value on a nonrecurrent basis pursuant to lower of cost or fair value were priced based on bids received from potential buyers, secondary market prices, and discounting cash flow models which incorporate internally developed assumptions for prepayments and credit loss estimates. These loans were classified as Level 3.
Note 32 — Disclosures about fair value of financial instruments:
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
     Derivatives are considered financial instruments and their carrying value equals fair value. For disclosures about the fair value of derivative instruments refer to Note 33 to the consolidated financial statements.
     For those financial instruments with no quoted market prices available, fair values have been estimated using present value calculations or other valuation techniques, as well as management’s best judgment with respect to current economic conditions, including discount rates, estimates of future cash flows, and prepayment assumptions.
     The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 2008 and 2007, respectively. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation. The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2008 and 2007:
     Short-term financial assets and liabilities have relatively short maturities, or no defined maturities, and little or no credit risk. The carrying amounts reported in the consolidated statements of condition approximate fair value. Included in this category are:

152     POPULAR, INC. 2008 ANNUAL REPORT
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
     Trading and investment securities, except for investments classified as other investment securities in the consolidated statement of condition, are financial instruments that regularly trade on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes, where available, or quoted market prices of financial instruments with similar characteristics. Trading account securities and securities available-for-sale are reported at their respective fair values in the consolidated statements of condition since they are marked-to-market for accounting purposes. These instruments are detailed in the consolidated statements of condition and in Notes 6, 7 and 33.
     The estimated fair value for loans held-for-sale is based on secondary market prices. The fair values of the loan portfolios have been determined for groups of loans with similar characteristics. Loans were segregated by type such as commercial, construction, residential mortgage, consumer, and credit cards. Each loan category was further segmented based on loan characteristics, including interest rate terms, credit quality and vintage. Generally, the fair values were estimated by discounting scheduled cash flows for the segmented groups of loans using interest rates based on consideration of secondary market yields for similar types of loans. Additionally, prepayment, default and recovery assumptions have been applied in the mortgage loan portfolio valuations. Generally accepted accounting principles do not require a fair valuation of its lease financing portfolio, therefore it is included in the loans total at its carrying amount.
     The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW, and money market accounts is, for purposes of this disclosure, equal to the amount payable on demand as of the respective dates. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using interest rates being offered on certificates with similar maturities. The value of these deposits in a transaction between willing parties is in part dependent of the buyer’s ability to reduce the servicing cost and the attrition that sometimes occurs. Therefore, the amount a buyer would be willing to pay for these deposits could vary significantly from the presented fair value.
     Long-term borrowings were valued using discounted cash flows, based on market rates currently available for debt with similar terms and remaining maturities and in certain instances using quoted market rates for similar instruments at December 31, 2008 and 2007, respectively.
     As part of the fair value estimation procedures of certain liabilities, including repurchase agreements (regular and structured) and FHLB advances, the Corporation considered, where applicable, the collaterization levels as part of its evaluation of non-performance risk.
     Commitments to extend credit were valued using the fees currently charged to enter into similar agreements. For those commitments where a future stream of fees is charged, the fair value was estimated by discounting the projected cash flows of fees on commitments. The fair value of letters of credit is based on fees currently charged on similar agreements.
     Carrying or notional amounts, as applicable, and estimated fair values for financial instruments at December 31, were:

	2008		2007
	Carrying	Fair	Carrying	Fair
(In thousands)	amount	value	amount	value

Financial Assets:
Cash and money market investments	$1,579,641	$1,579,641	$1,825,537	$1,825,537
Trading securities	645,903	645,903	767,955	767,955
Investment securities available-for-sale	7,924,487	7,924,487	8,515,135	8,515,135
Investment securities held-to-maturity	294,747	290,133	484,466	486,139
Other investment securities	217,667	217,861	216,585	216,819
Loans held-for-sale	536,058	541,576	1,889,546	1,983,502
Loans held-in-porfolio, net	24,850,066	17,383,956	27,472,624	27,511,573
Financial Liabilities:
Deposits	$27,550,205	$27,793,826	$28,334,478	$28,432,009
Federal funds purchased	144,471	144,471	303,492	303,492
Assets sold under agreements to repurchase	3,407,137	3,592,236	5,133,773	5,149,571
Short-term borrowings	4,934	4,934	1,501,979	1,501,979
Notes payable	3,386,763	3,257,491	4,621,352	4,536,434

	Notional	Fair	Notional	Fair
(In thousands)	amount	value	amount	value

Commitments to extend credit and letters of credit:
Commitments to extend credit	$7,116,977	$943	$7,910,248	$17,199
Letters of credit	199,795	3,938	199,664	1,960
Note: Amounts as of December 31, 2008 exclude the discontinued operations.

Note 33 — Derivative instruments and hedging activities:
The following discussion and tables provide a description of the derivative instruments used as part of the Corporation’s interest rate risk management strategies. The use of derivatives is incorporated as part of the overall interest rate risk management strategy to minimize significant unplanned fluctuations in earnings and cash flows that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest income is not, on a material basis, adversely affected by movements in interest rates. The Corporation uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as means of risk management. As a result of interest rate fluctuations, hedged fixed and variable interest rate assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management.
     By using derivative instruments, the Corporation exposes itself to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation’s credit risk will equal the fair value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. The credit risk of the counterparty resulted in a reduction of derivative assets by $7.1 million at December 31, 2008. In the other hand, when the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore, the fair value of derivatives liabilities incorporates nonperformance risk or the risk that the obligation will not be fulfilled. The incorporation of the Corporation’s own credit risk resulted in a reduction of derivative liabilities by $8.9 million at December 31, 2008. These credit risks adjustments resulted in an earnings gain of $1.8 million. Credit risks related to derivatives was not significant at December 31, 2007.
     Market risk is the adverse effect that a change in interest rates, currency exchange rates, or implied volatility rates might have on the value of a financial instrument. The Corporation manages the market risk associated with interest rates and, to a limited extent, with fluctuations in foreign currency exchange rates by establishing and monitoring limits for the types and degree of risk that may be undertaken. The Corporation regularly measures this risk by using static gap analysis, simulations and duration analysis.
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
Cash Flow Hedges
Derivative financial instruments designated as cash flow hedges for the years ended December 31, 2008, and 2007 are presented below:

2008
	Notional	Derivative	Derivative	Equity
(In thousands)	Amount	Assets	Liabilities	OCI	Ineffectiveness

Asset Hedges
Forward commitments	$112,500	$6	$2,255	($1,169)	($332)

Liability Hedges
Interest rate swaps	$200,000	—	$2,380	($2,380)	—

Total	$312,500	$6	$4,635	($3,549)	($332)

2007
	Notional	Derivative	Derivative	Equity
(In thousands)	Amount	Assets	Liabilities	OCI	Ineffectiveness

Asset Hedges
Forward commitments	$142,700	$169	$509	($207)	—

Liability Hedges
Interest rate swaps	$200,000	—	$3,179	($2,066)	—

Total	$342,700	$169	$3,688	($2,273)	—

     The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities, which the seller agrees to deliver on a specified future date at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting in accordance with SFAS No. 133, as amended. Changes in the fair value of the derivatives are recorded in other comprehensive income. The amount included in accumulated other comprehensive income corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 77 days.
     The Corporation also has an interest rate swap contracts to convert floating rate debt to fixed rate debt with the objective of minimizing the exposure to changes in cash flows due to changes in interest rates. This interest rate swap has a maximum remaining maturity of 3.2 months.

154     POPULAR, INC. 2008 ANNUAL REPORT
     For cash flow hedges, gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current period earnings are included in the line item in which the hedged item is recorded and in the same period in which the forecasted transaction affects earnings.
Fair Value Hedges
At December 31, 2008 and 2007, there were no derivatives designated as fair value hedges.
Trading and Non-Hedging Activities
The fair value and notional amounts of non-hedging derivatives at December 31, 2008, and 2007 were:

December 31, 2008
		Fair Values
(In thousands)	Notional Amount	Derivative Assets	Derivative Liabilities

Forward contracts	$272,301	$38	$4,733
Interest rate swaps associated with:
- swaps with corporate clients	1,038,908	100,668	—
- swaps offsetting position of corporate client swaps	1,038,908	—	98,437
Foreign currency and exchange rate commitments w/clients	377	18	15
Foreign currency and exchange rate commitments w/counterparty	373	16	16
Interest rate caps	128,284	89	—
Interest rate caps for benefit of corporate clients	128,284	—	89
Index options on deposits	208,557	8,821	—
Bifurcated embedded options	178,608	—	8,584

Total	$2,994,600	$109,650	$111,874

December 31, 2007
		Fair Values
(In thousands)	Notional Amount	Derivative Assets	Derivative Liabilities

Forward contracts	$693,096	$74	$3,232
Interest rate swaps associated with:
- short-term borrowings	200,000	—	1,129
- bond certificates offered in an on-balance sheet securitization	185,315	—	2,918
- swaps with corporate clients	802,008	—	24,593
- swaps offsetting position of corporate client swaps	802,008	24,593	—
Credit default swap	33,463	—	—
Foreign currency and exchange rate commitments w/clients	146	—	1
Foreign currency and exchange rate commitments w/counterparty	146	2	—
Interest rate caps	150,000	27	—
Interest rate caps for benefit of corporate clients	50,000	—	18
Index options on deposits	211,267	45,954	—
Index options on S&P notes	31,152	5,962	—
Bifurcated embedded options	218,327	—	50,227
Mortgage rate lock commitments	148,501	258	386

Total	$3,525,429	$76,870	$82,504

Forward Contracts
The Corporation has forward contracts to sell mortgage-backed securities with terms lasting less than a month, which are accounted for as trading derivatives. Changes in their fair value are recognized in trading gains and losses.
     During 2007 and most of 2008, the Corporation also had forward loan sale commitments to economically hedge the changes in fair value of mortgage loans held for sale and mortgage pipeline associated with interest rate locks commitments through mandatory and best effort sale agreements. These contracts were recognized at fair value with changes reported as part of the gain on sale of loans. At December 31, 2008, the Corporation did not have these forward loan sale commitments outstanding since they were entered mostly as part of a business strategy that was discontinued during 2008.
Interest Rates Swaps and Foreign Currency and Exchange Rate Commitments
In addition to using derivative instruments as part of its interest rate risk management strategy, the Corporation also utilizes derivatives, such as interest rate swaps and foreign exchange contracts, in its capacity as an intermediary on behalf of its customers. The Corporation minimizes its market risk and credit risk by taking offsetting positions under the same terms and conditions with credit limit approvals and monitoring procedures.

Market value changes on these swaps and other derivatives are recognized in income in the period of change.
     During 2007 and part of 2008, the Corporation had interest rate swaps to economically hedge the cost of certain short-term borrowings and to economically hedge the payments of bond certificates offered as part of on-balance sheet securitizations, which were terminated and deconsolidated, respectively, during 2008 as a result of the discontinued operations. Changes in their fair value were recognized as part of interest expense.
Interest Rate Caps
The Corporation enters into interest rate caps as an intermediary on behalf of its customers and simultaneously takes offseting positions under the same terms and conditions thus minimizing its market and credit risks.
Index and Embedded Options
In connection with customers’ deposits offered by the Corporation whose returns are tied to the performance of the Standard and Poor’s 500 (S&P 500) stock market indexes, other deposits whose returns are tied to other stock market indexes, certain equity securities performance or a commodity index, the Corporation bifurcated the related options embedded within the customers’ deposits from the host contract which does not qualify for hedge accounting in accordance with SFAS No. 133. In order to limit the Corporation’s exposure to changes in these indexes, the Corporation purchases index options from major broker dealer companies which returns are tied to the same indexes. Accordingly, the embedded options and the related index options are marked-to-market through earnings. These options are traded in the over the counter (“OTC”) market. OTC options are not listed on an options exchange and do not have standardized terms. OTC contracts are executed between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and expiration date. The Corporation also had bifurcated and accounted for separately the option related to the issuance of notes payable whose return is linked to the S&P 500 Index. In order to limit its exposure, the Corporation has a related S&P 500 index option intended to produce the same cash outflows that the notes could produce.
Mortgage Rate Lock Commitments
The Corporation had mortgage rate lock commitments during 2007 and most of 2008 to fund loans at interest rates previously agreed for a specified period of time which were accounted for as derivatives as per SFAS No. 133, as amended. The Corporation did not have any mortgage rate lock commitments outstanding at December 31, 2008.
Note 34 — Supplemental disclosure on the consolidated statements of cash flows:
In 2005, the Corporation commenced a two-year plan to change the reporting period of its non-banking subsidiaries to a December 31st calendar period.
     The following table reflects the effect in the Consolidated Statements of Cash Flows of the change in reporting period of certain of the Corporation’s non-banking subsidiaries for the year ended December 31, 2006:

(In thousands)	2006

Net cash used in operating activities	($80,906)
Net cash used in investing activities	(104,732)
Net cash provided by financing activities	197,552

Net increase in cash and due from banks	$11,914

     Additional disclosures on cash flow information as well as non-cash activities are listed in the following table:

(In thousands)	2008	2007	2006

Income taxes paid	$81,115	$160,271	$194,423
Interest paid	1,165,930	1,673,768	1,604,054
Non-cash activities:
Loans transferred to other real estate	112,870	203,965	116,250
Loans transferred to other property	83,833	36,337	34,340

Total loans transferred to foreclosed assets	196,703	240,302	150,590
Assets and liabilities removed as part of the recharacterization of on-balance sheet securitizations:
Mortgage loans	—	3,221,003	—
Secured borrowings	—	(3,083,259)	—
Other assets	—	111,446	—
Other liabilities	—	(13,513)	—
Transfers from loans held-in-portfolio to loans held-for-sale (a)	473,442	1,580,821	23,634
Transfers from loans held-for-sale to loans held-in-portfolio	65,793	244,675	591,365
Loans securitized into trading securities (b)	1,686,141	1,321,655	1,398,342
Recognition of mortgage servicing rights on securitizations or asset transfers	28,919	48,865	62,877
Recognition of residual interests on securitizations	—	42,975	36,927
Business acquisitions:
Fair value of loans and other assets acquired	—	225,972	—
Goodwill and other intangible assets acquired	—	149,123	4,005
Deposits and other liabilities assumed	—	(1,094,699)	(971)

(a)	In 2008 it excludes $375 million (2007-$0; 2006-$589 million) in individual mortgage loans transferred to held-for-sale and sold as well as $232 million (2007-$0; 2006-$613 million) securitized into trading securities and immediately sold. In 2007 it excludes the $3.2 billion in mortgage loans from the recharacterization that were classified to loans held-for-sale and immediately removed from the Corporation’s books.

(b)	Includes loans securitized into trading securities and subsequently sold before year end.

156     POPULAR, INC. 2008 ANNUAL REPORT

Note 35 — Segment reporting:
The Corporation’s corporate structure consists of three reportable segments — Banco Popular de Puerto Rico, Banco Popular North America and EVERTEC. These reportable segments pertain only to the continuing operations of Popular, Inc. As previously indicated in Note 2 to the consolidated financial statements, the operations of Popular Financial Holdings that were considered a reportable segment were classified as discontinued operations in the third quarter of 2008. Also, a corporate group has been defined to support the reportable segments. The Corporation retrospectively adjusted information in the statements of operations to exclude results from discontinued operations from 2007 and 2006 periods to conform to the 2008 presentation.
     Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. The segments were determined based on the organizational structure, which focuses primarily on the markets the segments serve, as well as on the products and services offered by the segments.
Banco Popular de Puerto Rico:
     Given that Banco Popular de Puerto Rico constitutes a significant portion of the Corporation’s results of operations and total assets as of December 31, 2008, additional disclosures are provided for the business areas included in this reportable segment, as described below:
•	Commercial banking represents the Corporation’s banking operations conducted at BPPR, which are targeted mainly to corporate, small and middle size businesses. It includes aspects of the lending and depository businesses, as well as other finance and advisory services. BPPR allocates funds across segments based on duration matched transfer pricing at market rates. This area also incorporates income related with the investment of excess funds, as well as a proportionate share of the investment function of BPPR.

•	Consumer and retail banking represents the branch banking operations of BPPR which focus on retail clients. It includes the consumer lending business operations of BPPR, as well as the lending operations of Popular Auto, Popular Mortgage and Popular Finance. This latter subsidiary ceased originating loans during the fourth quarter of 2008. These three subsidiaries focus on auto and lease financing, small personal loans and mortgage loan originations. This area also incorporates income related with the investment of excess funds from the branch network, as well as a proportionate share of the investment function of BPPR.

•	Other financial services include the trust and asset management service units of BPPR, the brokerage and investment banking operations of Popular Securities, and the insurance agency and reinsurance businesses of Popular Insurance, Popular Insurance V.I., Popular Risk Services, and Popular Life Re. Most of the services that are provided by these subsidiaries generate profits based on fee income.
Banco Popular North America:
Banco Popular North America’s reportable segment consists of the banking operations of BPNA, E-LOAN, Popular Equipment Finance, Inc. and Popular Insurance Agency, U.S.A. BPNA operates through a retail branch network in the U.S. mainland, while E-LOAN supports BPNA’s deposit gathering through its online platform. All direct lending activities at E-LOAN were ceased during the fourth quarter of 2008, as described in Note 3 to the consolidated financial statements. Popular Insurance Agency, U.S.A. offers investment and insurance services across the BPNA branch network. Popular Equipment Finance, Inc. ceased originating loans as part of the BPNA restructuring plan implemented in late 2008.
     Due to the significant losses in the E-LOAN operations during 2007 and 2008, impacted in part by the restructuring charges and impairment losses that resulted from the restructuring plan effected in 2007, management has determined to provide as additional disclosure the results of E-LOAN apart from the other BPNA subsidiaries.
EVERTEC:
This reportable segment includes the financial transaction processing and technology functions of the Corporation, including EVERTEC, with offices in Puerto Rico, Florida, the Dominican Republic and Venezuela; EVERTEC USA, Inc. incorporated in the United States; and ATH Costa Rica, S.A., EVERTEC LATINOAMERICA, SOCIEDAD ANONIMA and T.I.I. Smart Solutions Inc. located in Costa Rica. In addition, this reportable segment includes the equity investments in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Servicios Financieros, S.A. de C.V. (“Serfinsa”), which operate in the Dominican Republic and El Salvador, respectively. This segment provides processing and technology services to other units of the Corporation as well as to third parties, principally other financial institutions in Puerto Rico, the Caribbean and Central America.
     The Corporate group consists primarily of the holding companies: Popular, Inc., Popular North America and Popular International Bank, excluding the equity investments in CONTADO and Serfinsa, which due to the nature of their operations are included as part of the EVERTEC segment. The Corporate group also includes the expenses of the four administrative corporate areas that are identified as critical for the organization: Finance, Risk Management, Legal and People, and Communications. These corporate administrative areas have the responsibility of establishing policy, setting up controls and coordinating the activities of their corresponding groups in each of the reportable segments.
     For segment reporting purposes, the impact of recording the valuation allowance on deferred tax assets of the U.S. operations was assigned to each legal entity within PNA (including PNA holding company as an entity) based on each entity’s net deferred tax asset at December 31, 2008, except for PFH. The impact of recording the valuation allowance at PFH was allocated among continuing and discontinued operations. The portion attributed to the continuing operations was based on PFH’s net deferred tax asset balance at January 1, 2008. The valuation allowance on deferred taxes as it relates to the operating losses of PFH for the year 2008 was assigned to the discontinued operations.
     The tax impact in results of operations for PFH attributed to the recording of the valuation allowance assigned to continuing operations was included as part of the Corporate Group for segment reporting purposes since it does not relate to any of the legal entities of the BPNA reportable segment. PFH is no longer considered a reportable segment.
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
     The results of operations included in the tables below for the years ended December 31, 2008, 2007 and 2006 exclude the results of operations of the discontinued business of PFH. Segment assets as of December 31, 2008 also exclude the assets of the discontinued operations.

2008
At December 31, 2008
Popular, Inc.
	Banco Popular	Banco Popular		Intersegment
(In thousands)	de Puerto Rico	North America	EVERTEC	Eliminations

Net interest income (loss)	$959,215	$351,519	($723)
Provision for loan losses	519,045	472,299
Non-interest income	620,685	141,006	263,258	($150,620)
Goodwill and trademark impairment losses	1,623	10,857
Amortization of intangibles	4,975	5,643	891
Depreciation expense	41,825	14,027	14,286	(73)
Other operating expenses	751,930	399,867	184,264	(149,139)
Income tax expense	21,375	114,670	19,450	(549)

Net income (loss)	$239,127	($524,838)	$43,644	($859)

Segment assets	$25,931,855	$12,441,612	$270,524	($64,850)

At December 31, 2008
	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,310,011	($32,013)	$1,206	$1,279,204
Provision for loan losses	991,344	40		991,384
Non-interest income (loss)	874,329	(32,630)	(11,725)	829,974
Goodwill and trademark impairment losses	12,480			12,480
Amortization of intangibles	11,509			11,509
Depreciation expense	70,065	2,325		72,390
Other operating expenses	1,186,922	62,774	(9,347)	1,240,349
Income tax expense	154,946	305,619	969	461,534

Net loss	($242,926)	($435,401)	($2,141)	($680,468)

Segment assets	$38,579,141	$6,295,760	($6,004,719)	$38,870,182

2007
At December 31, 2007
Popular, Inc.
	Banco Popular	Banco Popular		Intersegment
(In thousands)	de Puerto Rico	North America	EVERTEC	Eliminations

Net interest income (loss)	$957,822	$370,605	($823)
Provision for loan losses	243,727	95,486
Non-interest income	485,548	185,962	241,627	($141,498)
Goodwill and trademark impairment losses		211,750
Amortization of intangibles	1,909	7,602	934
Depreciation expense	41,684	16,069	16,162	(72)
Other operating expenses	714,457	450,576	174,877	(141,159)
Income tax expense (benefit)	114,311	(29,477)	17,547	(105)

Net income (loss)	$327,282	($195,439)	$31,284	($162)

Segment assets	$27,102,493	$13,364,306	$228,746	($367,835)

158     POPULAR, INC. 2008 ANNUAL REPORT

At December 31, 2007
	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,327,604	($26,444)	$4,498	$1,305,658
Provision for loan losses	339,213	2,006		341,219
Non-interest income	771,639	117,981	(15,925)	873,695
Goodwill and trademark impairment losses	211,750			211,750
Amortization of intangibles	10,445			10,445
Depreciation expense	73,843	2,368		76,211
Other operating expenses	1,198,751	55,944	(7,639)	1,247,056
Income tax expense (benefit)	102,276	(10,569)	(1,543)	90,164

Net income	$162,965	$41,788	($2,245)	$202,508

Segment assets	$40,327,710	$10,456,031 (a)	($6,372,304)	$44,411,437

(a)	Includes $3.9 billion in assets from PFH.

2006

At December 31, 2006
Popular, Inc.
	Banco Popular	Banco Popular		Intersegment
(In thousands)	de Puerto Rico	North America	EVERTEC	Eliminations

Net interest income (loss)	$914,907	$379,977	($1,894)
Provision for loan losses	141,083	46,473
Non-interest income	431,940	218,591	229,237	($138,644)
Amortization of intangibles	2,540	8,882	599
Depreciation expense	43,556	15,811	16,599	(72)
Other operating expenses	679,892	422,640	169,117	(139,163)
Impact of change in fiscal period	(2,072)
Income tax expense	125,985	37,279	15,052	61

Net income	$355,863	$67,483	$25,976	$530

Segment assets	$25,501,522	$13,565,992	$223,384	($579,655)

At December 31, 2006
	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,292,990	($39,388)	$1,129	$1,254,731
Provision for loan losses	187,556			187,556
Non-interest income	741,124	36,642	(7,257)	770,509
Amortization of intangibles	12,021			12,021
Depreciation expense	75,894	2,335		78,229
Other operating expenses	1,132,486	57,342	(5,407)	1,184,421
Impact of change in fiscal period	(2,072)	3,495	2,137	3,560
Income tax expense (benefit)	178,377	(37,515)	(1,168)	139,694

Net income (loss)	$449,852	($28,403)	($1,690)	$419,759

Segment assets	$38,711,243	$14,773,413 (b)	($6,080,669)	$47,403,987

(b)	Includes $8.4 billion in assets from PFH.

     During the year ended December 31, 2008, the Corporation’s holding companies realized net losses on sale and valuation of investment securities, including investments accounted under the equity method, of approximately $36.0 million (2007 and 2006 — net gains of $95.5 million and $13.9 million, respectively). These losses / gains are included as part of “non-interest income” within the Corporate group.
     Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:
2008

At December 31, 2008
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial		Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$347,952	$598,622	$12,097	$544	$959,215
Provision for loan losses	348,998	170,047			519,045
Non-interest income	114,844	406,547	99,502	(208)	620,685
Goodwill impairment losses		1,623			1,623
Amortization of intangibles	212	4,113	650		4,975
Depreciation expense	17,805	22,742	1,278		41,825
Other operating expenses	194,589	492,995	64,642	(296)	751,930
Income tax expense	(60,769)	66,674	15,158	312	21,375

Net income	($38,039)	$246,975	$29,871	$320	$239,127

Segment assets	$11,148,150	$18,903,624	$579,463	($4,699,382)	$25,931,855

2007

At December 31, 2007
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial		Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$379,673	$566,635	$10,909	$605	$957,822
Provision for loan losses	79,810	163,917			243,727
Non-interest income	91,596	303,945	90,969	(962)	485,548
Amortization of intangibles	565	860	484		1,909
Depreciation expense	14,457	26,001	1,226		41,684
Other operating expenses	178,193	470,184	66,466	(386)	714,457
Income tax expense	56,613	46,812	10,860	26	114,311

Net income	$141,631	$162,806	$22,842	$3	$327,282

Segment assets	$11,601,186	$19,407,327	$478,252	($4,384,272)	$27,102,493

2006

At December 31, 2006
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial		Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$342,419	$561,788	$10,229	$471	$914,907
Provision for loan losses	43,952	97,131			141,083
Non-interest income	94,517	248,117	91,303	(1,997)	431,940
Amortization of intangibles	881	1,338	321		2,540
Depreciation expense	14,192	28,214	1,150		43,556
Other operating expenses	174,427	444,024	62,175	(734)	679,892
Impact of change in fiscal period			(2,072)		(2,072)
Income tax expense	60,476	51,351	14,491	(333)	125,985

Net income	$143,008	$187,847	$25,467	($459)	$355,863

Segment assets	$11,283,178	$17,935,610	$581,981	($4,299,247)	$25,501,522

     Additional disclosures with respect to the Banco Popular North America reportable segment are as follows:
2008

At December 31, 2008
Banco Popular North America
				Total
	Banco Popular			Banco Popular
(In thousands)	North America	E-LOAN	Eliminations	North America

Net interest income	$328,713	$21,458	$1,348	$351,519
Provision for loan losses	346,000	126,299		472,299
Non-interest income	127,903	13,915	(812)	141,006
Goodwill and trademark impairment losses		10,857		10,857
Amortization of intangibles	4,144	1,499		5,643
Depreciation expense	12,172	1,855		14,027
Other operating expenses	327,736	72,117	14	399,867
Income tax expense	57,521	56,618	531	114,670

Net loss	($290,957)	($233,872)	($9)	($524,838)

Segment assets	$12,913,337	$759,082	($1,230,807)	$12,441,612

2007

At December 31, 2007
Banco Popular North America
				Total
	Banco Popular			Banco Popular
(In thousands)	North America	E-LOAN	Eliminations	North America

Net interest income	$348,728	$20,925	$952	$370,605
Provision for loan losses	77,832	17,654		95,486
Non-interest income	112,954	74,270	(1,262)	185,962
Goodwill and trademark impairment losses		211,750		211,750
Amortization of intangibles	4,810	2,792		7,602
Depreciation expense	12,835	3,234		16,069
Other operating expenses	287,831	162,706	39	450,576
Income tax expense (benefit)	27,863	(57,218)	(122)	(29,477)

Net income (loss)	$50,511	($245,723)	($227)	($195,439)

Segment assets	$13,595,461	$1,178,438	($1,409,593)	$13,364,306

2006

At December 31, 2006
Banco Popular North America
				Total
	Banco Popular			Banco Popular
(In thousands)	North America	E-LOAN	Eliminations	North America

Net interest income	$363,249	$16,601	$127	$379,977
Provision for loan losses	37,835	8,638		46,473
Non-interest income	127,698	92,188	(1,295)	218,591
Amortization of intangibles	6,042	2,840		8,882
Depreciation expense	12,917	2,894		15,811
Other operating expenses	272,158	150,482		422,640
Income tax expense (benefit)	60,706	(23,018)	(409)	37,279

Net income (loss)	$101,289	($33,047)	($759)	$67,483

Segment assets	$12,259,704	$1,308,263	($1,975)	$13,565,992

Intersegment revenues*
(In thousands)	2008	2007	2006

Banco Popular de Puerto Rico:
P.R. Commercial Banking	$820	$1,532	($619)
P.R. Consumer and Retail Banking	1,932	3,339	(1,409)
P.R. Other Financial Services	(230)	(449)	(326)
EVERTEC	(149,784)	(140,949)	(138,172)
Banco Popular North America:
Banco Popular North America	(2,730)	(4,971)	1,950
E-LOAN	(628)		(68)

Total intersegment revenues from continuing operations	($150,620)	($141,498)	($138,644)

*	For purposes of the intersegment revenues disclosure, revenues include interest income (expense) related to internal funding and other non-interest income derived from intercompany transactions, mainly related to gain on sales of loans and processing / information technology services.

Geographic Information
(In thousands)	2008	2007	2006

Revenues*:
Puerto Rico	$1,568,837	$1,567,276	$1,396,714
United States	432,008	523,685	550,158
Other	108,333	88,392	78,368

Total consolidated revenues from continuing operations	$2,109,178	$2,179,353	$2,025,240

*	Total revenues include net interest income, service charges on deposit accounts, other service fees, net gain on sale and valuation adjustment of investment securities, trading account (loss) profit, (loss) gain on sale of loans and valuation adjustments on loans held-for-sale and other operating income.

Selected Balance Sheet Information:**
(In thousands)	2008	2007	2006

Puerto Rico
Total assets	$24,886,736	$26,017,716	$24,621,684
Loans	15,160,033	15,679,181	14,735,092
Deposits	16,737,693	17,341,601	13,504,860
United States
Total assets	$12,713,357	$17,093,929	$21,570,276
Loans	10,417,840	13,517,728	17,363,382
Deposits	9,662,690	9,737,996	9,735,264
Other
Total assets	$1,270,089	$1,299,792	$1,212,027
Loans	691,058	714,093	638,465
Deposits	1,149,822	1,254,881	1,198,207

**	Does not include balance sheet information of the discontinued operations as of December 31, 2008.
Note 36 — Contingent liabilities:
The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation’s financial position or results of operations.

160     POPULAR, INC. 2008 ANNUAL REPORT
Note 37 — Guarantees:
The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements. These various arrangements are summarized below.
     The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customer fails to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. At December 31, 2008 and 2007, the Corporation recorded a liability of $0.7 million and $0.6 million, respectively, which represents the unamortized balance of the obligations undertaken in issuing the guarantees under the standby letters of credit issued or modified after December 31, 2002. In accordance with the provisions of FIN No. 45, the Corporation recognizes at fair value the obligation at inception of the standby letters of credit. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contract amounts in standby letters of credit outstanding at December 31, 2008 and 2007, shown in Note 29, represent the maximum potential amount of future payments the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash and marketable securities, real estate, receivables and others. Management does not anticipate any material losses related to these instruments.
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
     At December 31, 2008, the Corporation serviced $4.9 billion (2007 — $3.4 billion) in residential mortgage loans with credit recourse or other servicer-provided credit enhancement. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to reimburse the third party investor. The maximum potential amount of future payments that the Corporation would be required to make under the agreement in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced. In the event of nonperformance, the Corporation has rights to the underlying collateral securing the mortgage loan, thus, historically the losses associated to these guarantees had not been significant. At December 31, 2008, the Corporation had reserves of approximately $14 million (2007 — $5 million) to cover the estimated credit loss exposure. At December 31, 2008, the Corporation also serviced $12.7 billion (2007 — $17.1 billion) in mortgage loans without recourse or other servicer-provided credit enhancement. Although the Corporation may, from time to time, be required to make advances to maintain a regular flow of scheduled interest and principal payments to investors, including special purpose entities, this does not represent an insurance against losses. These loans serviced are mostly insured by FHA, VA, and others, or the certificates arising in securitization transactions may be covered by a funds guaranty insurance policy.
     Also, in the ordinary course of business, the Corporation sold SBA loans with recourse, in which servicing was retained. At December 31, 2008, SBA loans serviced with recourse amounted to $10 million (2007 — $119 million). Due to the guaranteed nature of the SBA loans sold, the Corporation’s exposure to loss under these agreements should not be significant.
     During 2008, in connection with certain sales of assets by the discontinued operations of PFH which approximated $2.7 billion in principal balance of loans, the Corporation provided indemnifications for the breach of certain representations or warranties. Generally, the primary indemnifications included:
•	Indemnification for breaches of certain key representations and warranties, including corporate authority, due organization, required consents, no liens or encumbrances, compliance with laws as to origination and servicing, no litigation relating to violation of consumer lending laws, and absence of fraud.

•	Indemnification for breaches of all other representations including general litigation, general compliance with laws, ownership of all relevant licenses and permits, compliance with the seller’s obligations under the pooling and servicing agreements, lawful assignment of contracts, valid security interest, good title and all files and documents are true and complete in all material respects, among others.
     Also, one of PFH’s 2008 sale agreements included a repurchase obligation for defaulted loans, which was limited and extended only for loans originated within 120 days prior to the transaction closing date and under which the borrower failed to make the first schedule monthly payment due within 45 days after such closing date. This obligation had expired as of December 31, 2008. Also, the same agreement provided for reimbursement of premium on loans that prepaid prior to the first anniversary date of the transaction closing date, which is March 1, 2009. The premium amount declined monthly over a 12-month term. As of December 31, 2008, the exposure under this obligation was not significant.
     Certain of the representations and warranties covered under the indemnifications expire within a definite time period; others survive until the expiration of the applicable statute of limitations, and others do not expire. Certain of the indemnifications are subject to a cap or maximum aggregate liability defined as a percentage of the purchase price. In the event of a breach of a representation, the Corporation may be required to repurchase the loan. The indemnifications outstanding at December 31, 2008 do not require repurchase of loans under credit recourse obligations.
     Under certain sale agreements, the repurchase obligation may be subject to (1) an obligation on the part of the buyer to confer with the Corporation on possible strategies for mitigating or curing the issue which resulted in the repurchase demand being made; (2) an obligation to pursue commercially reasonable efforts to pursue such mitigation strategies; and (3) buyer’s obligation to secure a bonafide, arms-length bid from a third party to acquire such loan, in which case the seller would have the right to either (1) acquire the loan from buyer, or (2) agree to have the loan sold at bid and pay to buyer the shortfall between the original purchase price for the loan and the bid price.
     At December 31, 2008, the Corporation has recorded a liability reserve for potential future claims under the indemnities of approximately $16 million. If there is a breach of a representation or warranty, the Corporation may be required to repurchase the loan and bear any subsequent loss related to the loan. Popular, Inc. Holding Company and Popular North America have agreed to guarantee certain obligations of PFH with respect to the indemnification obligations. In addition, the Corporation has agreed to restrict $10 million in cash or cash equivalents for a period of one year expiring in November 2009 to cover any such obligations related to the major sale transaction that involved the sale of loans representing approximately $1.0 billion in principal balance.
     Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries totaling $1.7 billion at December 31, 2008 (2007 — $2.9 billion). In addition, at December 31, 2008 and 2007, PIHC fully and unconditionally guaranteed $824 million of Capital Securities issued by four wholly-owned issuing trust entities that have been deconsolidated based on FIN No. 46R. Refer to Note 18 to the consolidated financial statements for further information.
     A number of the acquisition agreements to which the Corporation is a party and under which it has purchased various types of assets, including the purchase of entire businesses, require the Corporation to make additional payments in future years if certain predetermined goals, such as revenue targets, are achieved or certain specific events occur within a specified time. Management’s estimated maximum future payments at December 31, 2008 approximated $2 million (2007 -$6 million). Due to the nature and size of the operations acquired, management does not anticipate that these additional payments will have a material impact on the Corporation’s financial condition or results of future operations.
Note 38 — Other service fees:
The caption of other service fees in the consolidated statements of income consists of the following major categories:

	Year ended December 31,
(In thousands)	2008	2007	2006

Debit card fees	$108,274	$76,573	$61,643
Credit card fees and discounts	107,713	102,176	89,827
Processing fees	51,731	47,476	44,050
Insurance fees	50,417	53,097	52,045
Sale and administration of investment products	34,373	30,453	27,873
Mortgage servicing fees, net of amortization and fair value adjustments	25,987	17,981	5,215
Other	37,668	37,855	37,206

Total	$416,163	$365,611	$317,859

162     POPULAR, INC. 2008 ANNUAL REPORT
Note 39 — Popular, Inc. (Holding Company only) financial information:
The following condensed financial information presents the financial position of Holding Company only as of December 31, 2008 and 2007, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2008.
Statements of Condition

	December 31,
(In thousands)	2008	2007

Assets
Cash	$2	$1,391
Money market investments	89,694	46,400
Investments securities available-for-sale, at market value	188,893
Investments securities held-to-maturity, at amortized cost	431,499	626,129
Other investment securities, at lower of cost or realizable value	14,425	14,425
Investment in BPPR and subsidiaries, at equity	1,899,839	1,817,354
Investment in Popular International Bank and subsidiaries, at equity	436,234	767,608
Investment in other subsidiaries, at equity	274,980	232,972
Advances to subsidiaries	814,600	712,500
Loans to affiliates	10,000	10,000
Loans	2,684	2,926
Less — Allowance for loan losses	60	60
Premises and equipment	22,057	23,772
Other assets	37,298	42,969

Total assets	$4,222,145	$4,298,386

Liabilities Stockholders’ Equity
Federal funds purchased	$44,471
Other short-term borrowings	42,769	$165,000
Notes payable	793,300	480,117
Accrued expenses and other liabilities	73,241	71,387
Stockholders’ equity	3,268,364	3,581,882

Total liabilities and stockholders’ equity	$4,222,145	$4,298,386

Statements of Operations

	Year ended December 31,
(In thousands)	2008	2007	2006

Income:
Dividends from subsidiaries	$179,900	$383,100	$247,899
Interest on money market and investment securities	32,642	38,555	39,286
Other operating income	(15)	9,862	17,518
Gain on sale and valuation adjustment of investment securities		115,567	290
Interest on advances to subsidiaries	19,812	19,114	6,069
Interest on loans to affiliates	1,022	1,144	1,256
Interest on loans	173	382	457

Total income	233,534	567,724	312,775

Expenses:
Interest expense	42,061	37,095	36,154
Provision for loan losses	40	2,007
Operating expenses	2,614	2,226	1,057

Total expenses	44,715	41,328	37,211

Income before income taxes and equity in undistributed earnings of subsidiaries	188,819	526,396	275,564
Income taxes	366	30,288	1,648

Income before equity in undistributed earnings of subsidiaries	188,453	496,108	273,916
Equity in undistributed (losses) earnings of subsidiaries	(1,432,356)	(560,601)	83,760

Net (loss) income	($1,243,903)	($64,493)	$357,676

Statements of Cash Flows

	Year ended December 31,
(In thousands)	2008	2007	2006

Cash flows from operating activities:
Net (loss) income	($1,243,903)	($64,493)	$357,676

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in undistributed losses (earnings) of subsidiaries and dividends from subsidiaries	1,432,356	560,601	(83,760)
Provision for loan losses	40	2,007
Net gain on sale and valuation adjustment of investment securities		(115,567)	(290)
Net amortization of premiums and accretion of discounts on investments	(1,791)	(8,244)	(427)
Net amortization of premiums and deferred loan origination fees and costs			(54)
Losses (earnings) from investments under the equity method	110	(4,612)	(2,507)
Stock options expense	412	568	684
Net decrease (increase) in other assets	2,435	28,340	(9,192)
Deferred income taxes	(444)	1,156	(569)
Net (decrease) increase in interest payable	(1,982)	1,508	647
Net increase in other liabilities	9,511	4,354	10,158

Total adjustments	1,440,647	470,111	(85,310)

Net cash provided by operating activities	196,744	405,618	272,366

Cash flows from investing activities:
Net (increase) decrease in money market investments	(43,294)	(37,700)	221,300
Purchases of investment securities:
Available-for-sale	(188,673)	(6,808)
Held-to-maturity	(605,079)	(4,087,972)	(269,683)
Proceeds from maturities and redemptions of investment securities:
Available-for-sale
Held-to-maturity	801,500	3,900,087	269,683
Other			2,646
Proceeds from sales of investment securities available-for-sale		5,783	17,781
Proceeds from sale of other investment securities		245,484
Capital contribution to subsidiaries	(251,512)		(36,000)
Net change in advances to subsidiaries and affiliates	(1,302,100)	(260,100)	(442,400)
Net repayments on loans	156	337	459
Acquisition of premises and equipment	(664)	(522)	(4,939)
Proceeds from sale of premises and equipment		11
Proceeds from sale of foreclosed assets			99

Net cash used in investing activities	(1,589,666)	(241,400)	(241,054)

Cash flows from financing activities:
Net increase in federal funds purchased	44,471
Net (decrease) increase in other short-term borrowings	(122,232)	14,213	150,787
Payments of notes payable	(31,152)	(5,000)	(50,450)
Proceeds from issuance of notes payable	350,297	397	393
Cash dividends paid	(188,644)	(190,617)	(188,321)
Proceeds from issuance of common stock	17,712	20,414	55,678
Proceeds from issuance of preferred stock and associated warrants	1,321,142
Treasury stock acquired	(61)	(2,236)	(93)

Net cash provided by (used in) financing activities	1,391,533	(162,829)	(32,006)

Net (decrease) increase in cash	(1,389)	1,389	(694)
Cash at beginning of year	1,391	2	696

Cash at end of year	$2	$1,391	$2

     A source of income for the Holding Company consists of dividends from BPPR. As members subject to the regulations of the Federal Reserve System, BPPR and BPNA must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by each entity during the calendar year would exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 21. At December 31, 2008, BPPR could have declared a dividend of approximately $31.6 million (2007 — $45.0 million; 2006 — $208.1 million) without the approval of the Federal Reserve Board. At December 31, 2008 and 2007, BPNA was required to obtain the approval of the Federal Reserve Board to declare a dividend. The Corporation has never received dividend payments from its U.S. subsidiaries.
Note 40 — Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities:
The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (“PIHC”) (parent only), Popular International Bank, Inc. (“PIBI”), Popular North America, Inc. (“PNA”) and all other subsidiaries of the Corporation as of December 31, 2008 and 2007, and the results of their operations and cash flows for each of the years ended December 31, 2008, 2007 and 2006, respectively.
     PIBI is an operating subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries: ATH Costa Rica S.A., EVERTEC LATINOAMERICA, SOCIEDAD ANONIMA, T.I.I. Smart Solutions Inc., Popular Insurance V.I., Inc. and PNA.
     PNA is an operating subsidiary of PIBI and is the holding company of its wholly-owned subsidiaries:
•	PFH, including its wholly-owned subsidiaries Equity One, Inc., Popular Financial Management, LLC, Popular Housing Services, Inc. and Popular Mortgage Servicing, Inc.;

•	BPNA, including its wholly-owned subsidiaries Popular Equipment Finance, Inc., Popular Insurance Agency, U.S.A., Popular FS, LLC, and E-LOAN;

•	Popular Insurance, Inc.; and

•	EVERTEC USA, Inc.
     PIHC fully and unconditionally guarantees all registered debt securities and preferred stock issued by PIBI and PNA.

164     POPULAR, INC. 2008 ANNUAL REPORT
Condensed Consolidating Statement of Condition

	At December 31, 2008
	Popular, Inc.	PIBI	PNA	All other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

ASSETS
Cash and due from banks	$2	$89	$7,668	$777,994	($766)	$784,987
Money market investments	89,694	40,614	450,246	794,521	(580,421)	794,654
Trading account securities, at fair value				645,903		645,903
Investment securities available-for-sale, at fair value	188,893	5,243		7,730,351		7,924,487
Investment securities held-to-maturity, at amortized cost	431,499	1,250		291,998	(430,000)	294,747
Other investment securities, at lower of cost or realizable value	14,425	1	12,392	190,849		217,667
Investment in subsidiaries	2,611,053	324,412	1,348,241		(4,283,706)
Loans held-for-sale, at lower of cost or fair value				536,058		536,058

Loans held-in-portfolio	827,284		12,800	25,885,773	(868,620)	25,857,237
Less — Unearned income				124,364		124,364
Allowance for loan losses	60			882,747		882,807

	827,224		12,800	24,878,662	(868,620)	24,850,066

Premises and equipment, net	22,057		128	598,622		620,807
Other real estate	47			89,674		89,721
Accrued income receivable	1,033	474	1,861	204,955	(52,096)	156,227
Servicing assets				180,306		180,306
Other assets	35,664	64,881	21,532	995,550	(2,030)	1,115,597
Goodwill				605,792		605,792
Other intangible assets	554			52,609		53,163
Assets from discontinued operations				12,587		12,587

	$4,222,145	$436,964	$1,854,868	$38,586,431	($6,217,639)	$38,882,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,294,221	($668)	$4,293,553
Interest bearing				23,747,393	(490,741)	23,256,652

				28,041,614	(491,409)	27,550,205
Federal funds purchased and assets sold under agreements to repurchase	$44,471			3,596,817	(89,680)	3,551,608
Other short-term borrowings	42,769		$500	828,285	(866,620)	4,934
Notes payable	793,300		1,488,942	1,106,521	(2,000)	3,386,763
Subordinated notes				430,000	(430,000)
Other liabilities	73,241	$117	68,490	1,008,318	(53,937)	1,096,229
Liabilities from discontinued operations				24,557		24,557

	953,781	117	1,557,932	35,036,112	(1,933,646)	35,614,296

Minority interest in consolidated subsidiaries				109		109

Stockholders’ equity:
Preferred stock	1,483,525					1,483,525
Common stock	1,773,792	3,961	2	52,318	(56,281)	1,773,792
Surplus	613,085	2,301,193	2,184,964	4,050,514	(8,527,877)	621,879
Retained deficit	(365,694)	(1,797,175)	(1,865,418)	(585,705)	4,239,504	(374,488)
Treasury stock, at cost	(207,515)			(377)	377	(207,515)
Accumulated other comprehensive (loss) income, net of tax	(28,829)	(71,132)	(22,612)	33,460	60,284	(28,829)

	3,268,364	436,847	296,936	3,550,210	(4,283,993)	3,268,364

	$4,222,145	$436,964	$1,854,868	$38,586,431	($6,217,639)	$38,882,769

Condensed Consolidating Statement of Condition

	At December 31, 2007
	Popular, Inc.	PIBI	PNA	All other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

ASSETS
Cash and due from banks	$1,391	$376	$400	$818,455	($1,797)	$818,825
Money market investments	46,400	300	151	1,083,212	(123,351)	1,006,712
Trading account securities, at fair value				768,274	(319)	767,955
Investment securities available-for-sale, at fair value		31,705		8,483,430		8,515,135
Investment securities held-to-maturity, at amortized cost	626,129	1,250		287,087	(430,000)	484,466
Other investment securities, at lower of cost or realizable value	14,425	1	12,392	189,766		216,584
Investment in subsidiaries	2,817,934	648,720	1,717,823		(5,184,477)
Loans held-for-sale, at lower of cost or fair value				1,889,546		1,889,546

Loans held-in-portfolio	725,426	25,150	2,978,528	28,282,440	(3,807,978)	28,203,566
Less — Unearned income				182,110		182,110
Allowance for loan losses	60			548,772		548,832

	725,366	25,150	2,978,528	27,551,558	(3,807,978)	27,472,624

Premises and equipment, net	23,772		131	564,260		588,163
Other real estate				81,410		81,410
Accrued income receivable	1,675	62	14,271	215,719	(15,613)	216,114
Servicing assets				196,645		196,645
Other assets	40,740	60,814	47,210	1,336,674	(28,444)	1,456,994
Goodwill				630,761		630,761
Other intangible assets	554			68,949		69,503

	$4,298,386	$768,378	$4,770,906	$44,165,746	($9,591,979)	$44,411,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,512,527	($1,738)	$4,510,789
Interest bearing				23,824,140	(451)	23,823,689

				28,336,667	(2,189)	28,334,478
Federal funds purchased and assets sold under agreements to repurchase			$168,892	5,391,273	(122,900)	5,437,265
Other short-term borrowings	$165,000		1,155,773	1,707,184	(1,525,978)	1,501,979
Notes payable	480,117		2,754,339	3,669,216	(2,282,320)	4,621,352
Subordinated notes				430,000	(430,000)
Other liabilities	71,387	$116	62,059	843,892	(43,082)	934,372

	716,504	116	4,141,063	40,378,232	(4,406,469)	40,829,446

Minority interest in consolidated subsidiaries				109		109

Stockholders’ equity:
Preferred stock	186,875					186,875
Common stock	1,761,908	3,961	2	51,619	(55,582)	1,761,908
Surplus	563,183	851,193	734,964	2,709,595	(4,290,751)	568,184
Retained earnings (deficit)	1,324,468	(46,897)	(99,806)	1,037,153	(895,451)	1,319,467
Treasury stock, at cost	(207,740)			(664)	664	(207,740)
Accumulated other comprehensive loss, net of tax	(46,812)	(39,995)	(5,317)	(10,298)	55,610	(46,812)

	3,581,882	768,262	629,843	3,787,405	(5,185,510)	3,581,882

	$4,298,386	$768,378	$4,770,906	$44,165,746	($9,591,979)	$44,411,437

166     POPULAR, INC. 2008 ANNUAL REPORT
Condensed Consolidating Statement of Operations

	Year ended December 31, 2008
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST AND DIVIDEND INCOME:
Dividend income from subsidiaries	$179,900				($179,900)
Loans	21,007	$219	$89,167	$1,868,717	(110,648)	$1,868,462
Money market investments	1,730	1,073	1,918	19,056	(5,795)	17,982
Investment securities	30,912	766	894	339,059	(28,063)	343,568
Trading securities				44,111		44,111

	233,549	2,058	91,979	2,270,943	(324,406)	2,274,123

INTEREST EXPENSE:
Deposits				702,858	(2,736)	700,122
Short-term borrowings	2,943		18,818	181,059	(34,750)	168,070
Long-term debt	39,118		120,605	75,178	(108,174)	126,727

	42,061		139,423	959,095	(145,660)	994,919

Net interest income (loss)	191,488	2,058	(47,444)	1,311,848	(178,746)	1,279,204
Provision for loan losses	40			991,344		991,384

Net interest income (loss) after provision for loan losses	191,448	2,058	(47,444)	320,504	(178,746)	287,820
Service charges on deposit accounts				206,957		206,957
Other service fees				424,971	(8,808)	416,163
Net (loss) gain on sale and valuation adjustments of investment securities		(9,147)		78,863		69,716
Trading account profit				43,645		43,645
Gain on sale of loans and valuation adjustments on loans held-for-sale				6,018		6,018
Other operating (loss) income	(15)	11,844	(31,447)	111,360	(4,267)	87,475

	191,433	4,755	(78,891)	1,192,318	(191,821)	1,117,794

OPERATING EXPENSES:
Personnel costs:
Salaries	22,363	395		464,971	(2,009)	485,720
Pension, profit sharing and other benefits	4,816	75		117,927	(73)	122,745

	27,179	470		582,898	(2,082)	608,465
Net occupancy expenses	2,582	29	3	117,842		120,456
Equipment expenses	3,697			107,781		111,478
Other taxes	2,590			50,209		52,799
Professional fees	19,573	12	(24)	107,253	(5,669)	121,145
Communications	314	19	37	51,016		51,386
Business promotion	1,621			61,110		62,731
Printing and supplies	70			14,380		14,450
Impairment losses on long-lived assets				13,491		13,491
Other operating expenses	(55,012)	(401)	(954)	214,301	(1,596)	156,338
Goodwill and trademark impairment losses				12,480		12,480
Amortization of intangibles				11,509		11,509

	2,614	129	(938)	1,344,270	(9,347)	1,336,728

Income (loss) before income tax and equity in losses of subsidiaries	188,819	4,626	(77,953)	(151,952)	(182,474)	(218,934)
Income tax expense	366		12,962	447,730	476	461,534

Income (loss) before equity in losses of subsidiaries	188,453	4,626	(90,915)	(599,682)	(182,950)	(680,468)
Equity in undistributed losses of subsidiaries	(868,921)	(929,637)	(849,432)		2,647,990

Net loss from continuing operations	(680,468)	(925,011)	(940,347)	(599,682)	2,465,040	(680,468)
Net loss from discontinued operations, net of tax				(563,435)		(563,435)
Equity in undistributed losses of discontinued operations	(563,435)	(563,435)	(563,435)		1,690,305

NET LOSS	($1,243,903)	($1,488,446)	($1,503,782)	($1,163,117)	$4,155,345	($1,243,903)

Condensed Consolidating Statement of Operations

	Year ended December 31, 2007
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST AND DIVIDEND INCOME:
Dividend income from subsidiaries	$383,100				($383,100)
Loans	20,640	$343	$158,510	$2,045,405	(178,461)	$2,046,437
Money market investments	1,147	370	52	29,612	(5,991)	25,190
Investment securities	37,408	1,800	894	430,285	(28,779)	441,608
Trading securities				39,000		39,000

	442,295	2,513	159,456	2,544,302	(596,331)	2,552,235

INTEREST EXPENSE:
Deposits				766,945	(1,151)	765,794
Short-term borrowings	3,644		59,801	441,133	(80,048)	424,530
Long-term debt	33,451		149,461	6,577	(133,236)	56,253

	37,095		209,262	1,214,655	(214,435)	1,246,577

Net interest income (loss)	405,200	2,513	(49,806)	1,329,647	(381,896)	1,305,658
Provision for loan losses	2,007			339,212		341,219

Net interest income (loss) after provision for loan losses	403,193	2,513	(49,806)	990,435	(381,896)	964,439
Service charges on deposit accounts				196,072		196,072
Other service fees				370,270	(4,659)	365,611
Net gain (loss) on sale and valuation adjustments of investment securities	115,567	(20,083)		5,385		100,869
Trading account profit				37,197		37,197
Gain on sale of loans and valuation adjustments on loans held-for-sale				60,046		60,046
Other operating income (loss)	9,862	15,410	(1,592)	92,605	(2,385)	113,900

	528,622	(2,160)	(51,398)	1,752,010	(388,940)	1,838,134

OPERATING EXPENSES:
Personnel costs:
Salaries	21,062	389		465,366	(1,639)	485,178
Pension, profit sharing and other benefits	5,878	69		130,100	(465)	135,582

	26,940	458		595,466	(2,104)	620,760
Net occupancy expenses	2,327	29	3	106,985		109,344
Equipment expenses	1,755		3	115,324		117,082
Other taxes	1,557			46,932		48,489
Professional fees	12,103	20	47	110,493	(3,140)	119,523
Communications	518			57,574		58,092
Business promotion	2,768			107,141		109,909
Printing and supplies	75		1	15,527		15,603
Impairment losses on long-lived assets				10,478		10,478
Other operating expenses	(45,817)	(400)	446	161,416	(1,658)	113,987
Goodwill and trademark impairment losses				211,750		211,750
Amortization of intangibles				10,445		10,445

	2,226	107	500	1,549,531	(6,902)	1,545,462

Income (loss) before income tax and equity in losses of subsidiaries	526,396	(2,267)	(51,898)	202,479	(382,038)	292,672
Income tax expense (benefit)	30,288		(18,164)	77,602	438	90,164

Income (loss) before equity in losses of subsidiaries	496,108	(2,267)	(33,734)	124,877	(382,476)	202,508
Equity in undistributed losses of subsidiaries	(293,600)	(237,145)	(206,477)		737,222

Net income (loss) from continuing operations	202,508	(239,412)	(240,211)	124,877	354,746	202,508
Net loss from discontinued operations, net of tax				(267,001)		(267,001)
Equity in undistributed losses of discontinued operations	(267,001)	(267,001)	(267,001)		801,003

NET LOSS	($64,493)	($506,413)	($507,212)	($142,124)	$1,155,749	($64,493)

168     POPULAR, INC. 2008 ANNUAL REPORT
Condensed Consolidating Statement of Operations

	Year ended December 31, 2006
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

INTEREST INCOME:
Dividend income from subsidiaries	$247,899				($247,899)
Loans	7,782		$149,166	$1,884,278	(152,906)	$1,888,320
Money market investments	2,199	$143	520	32,104	(5,340)	29,626
Investment securities	37,087	1,397	1,403	496,917	(28,225)	508,579
Trading securities				28,714		28,714

	294,967	1,540	151,089	2,442,013	(434,370)	2,455,239

INTEREST EXPENSE:
Deposits				580,116	(22)	580,094
Short-term borrowings	537	1,238	26,806	509,202	(29,609)	508,174
Long-term debt	35,617		177,061	57,547	(157,985)	112,240

	36,154	1,238	203,867	1,146,865	(187,616)	1,200,508

Net interest income (loss)	258,813	302	(52,778)	1,295,148	(246,754)	1,254,731
Provision for loan losses				187,556		187,556

Net interest income (loss) after provision for loan losses	258,813	302	(52,778)	1,107,592	(246,754)	1,067,175
Service charges on deposit accounts				190,079		190,079
Other service fees				321,070	(3,211)	317,859
Net gain on sale and valuation adjustment of investment securities	290	13,598		8,232		22,120
Trading account profit				36,258		36,258
Gain on sale of loans and valuation adjustments on loans held-for-sale				76,337		76,337
Other operating income (loss)	17,518	7,006	(271)	105,212	(1,609)	127,856

	276,621	20,906	(53,049)	1,844,780	(251,574)	1,837,684

OPERATING EXPENSES:
Personnel costs:
Salaries	19,812	379		441,003	(2,217)	458,977
Pension, profit sharing and other benefits	5,487	66		128,055	(610)	132,998

	25,299	445		569,058	(2,827)	591,975
Net occupancy expenses	2,341	14	2	97,242		99,599
Equipment expenses	1,820	8	12	118,605		120,445
Other taxes	1,218			42,095		43,313
Professional fees	14,631	46	225	102,873	(273)	117,502
Communications	621			56,311		56,932
Business promotion	4,590			114,092		118,682
Printing and supplies	70		1	14,969		15,040
Impairment losses on long-lived assets
Other operating expenses	(49,533)	(399)	436	149,737	(1,079)	99,162
Impact of change in fiscal period at certain subsidiaries			3,495	(2,072)	2,137	3,560
Goodwill impairment losses
Amortization of intangibles				12,021		12,021

	1,057	114	4,171	1,274,931	(2,042)	1,278,231

Income (loss) from continuing operations before income tax and equity in earnings of subsidiaries	275,564	20,792	(57,220)	569,849	(249,532)	559,453
Income tax expense (benefit)	1,648		(15,363)	154,148	(739)	139,694

Income (loss) from continuing operations before equity in earnings of subsidiaries	273,916	20,792	(41,857)	415,701	(248,793)	419,759
Equity in undistributed earnings of subsidiaries	145,843	19,673	59,481		(224,997)

Net income from continuing operations	419,759	40,465	17,624	415,701	(473,790)	419,759
Net loss from discontinued operations, net of tax				(62,083)		(62,083)
Equity in undistributed losses of discontinued operations	(62,083)	(62,083)	(62,083)		186,249

NET INCOME (LOSS)	$357,676	($21,618)	($44,459)	$353,618	($287,541)	$357,676

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2008
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net loss	($1,243,903)	($1,488,446)	($1,503,782)	($1,163,117)	$4,155,345	($1,243,903)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in undistributed losses of subsidiaries	1,432,356	1,493,072	1,412,867		(4,338,295)
Depreciation and amortization of premises and equipment	2,321		3	70,764		73,088
Provision for loan losses	40			1,010,335		1,010,375
Goodwill and trademark impairment losses				12,480		12,480
Impairment losses on long-lived assets				17,445		17,445
Amortization of intangibles				11,509		11,509
Amortization and fair value adjustment of servicing assets				52,174		52,174
Net loss (gain) on sale and valuation adjustment of investment securities		9,147		(73,443)		(64,296)
Losses from changes in fair value related to instruments measured at fair value pursuant to SFAS No. 159				198,880		198,880
Net loss (gain) on disposition of premises and equipment	57			(25,961)		(25,904)
Loss on sale of loans and valuation adjustments on loans held-for-sale				83,056		83,056
Net amortization of premiums and accretion of discounts on investments	(1,791)			21,675		19,884
Net amortization of premiums on loans and deferred loan origination fees and costs				52,495		52,495
Fair value adjustment of other assets held for sale				120,789		120,789
Losses (earnings) from investments under the equity method	110	(11,845)	4,546	26	(1,753)	(8,916)
Stock options expense	412			687		1,099
Net disbursements on loans held-for-sale				(2,302,189)		(2,302,189)
Acquisitions of loans held-for-sale				(431,789)		(431,789)
Proceeds from sale of loans held-for-sale				1,492,870		1,492,870
Net decrease in trading securities				1,754,419	(319)	1,754,100
Net decrease (increase) in accrued income receivable	642	(412)	(1,383)	59,787	825	59,459
Net (increase) decrease in other assets	(585)	5,245	7,067	99,482	(25,136)	86,073
Net decrease in interest payable	(1,982)		(15,934)	(39,665)	(825)	(58,406)
Deferred income taxes	(444)		12,962	366,733	475	379,726
Net increase in postretirement benefit obligation				3,405		3,405
Net increase (decrease) in other liabilities	9,511	1	(26,835)	(44,293)	25,630	(35,986)

Total adjustments	1,440,647	1,495,208	1,393,293	2,511,671	(4,339,398)	2,501,421

Net cash provided by (used in) operating activities	196,744	6,762	(110,489)	1,348,554	(184,053)	1,257,518

Cash flows from investing activities:
Net (increase) decrease in money market investments	(43,294)	(40,314)	(550,095)	237,491	608,270	212,058
Purchases of investment securities:
Available-for-sale	(188,673)	(181)		(3,887,030)		(4,075,884)
Held-to-maturity	(605,079)			(4,481,090)		(5,086,169)
Other				(193,820)		(193,820)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				2,491,732		2,491,732
Held-to-maturity	801,500			4,476,373		5,277,873
Other				192,588		192,588
Proceeds from sales of investment securities available-for-sale		8,296		2,437,214		2,445,510
Proceeds from sale of other investment securities				49,489		49,489
Net disbursements on loans	(1,301,944)	25,150	2,054,214	(991,266)	(879,591)	(1,093,437)
Proceeds from sale of loans				2,426,491		2,426,491
Acquisition of loan portfolios				(4,505)		(4,505)
Capital contribution to subsidiary	(251,512)	(250,000)	(246,800)		748,312
Mortgage servicing rights purchased				(42,331)		(42,331)
Acquisition of premises and equipment	(664)			(145,476)		(146,140)
Proceeds from sale of premises and equipment				60,058		60,058
Proceeds from sale of foreclosed assets				166,683		166,683

Net cash (used in) provided by investing activities	(1,589,666)	(257,049)	1,257,319	2,792,601	476,991	2,680,196

Cash flows from financing activities:
Net decrease in deposits				(164,957)	(589,220)	(754,177)
Net increase (decrease) in federal funds purchased and assets sold under agreements to repurchase	44,471		(117,692)	(1,794,455)	(17,980)	(1,885,656)
Net decrease in other short-term borrowings	(122,232)		(6,473)	(892,692)	(475,648)	(1,497,045)
Payments of notes payable	(61,152)		(1,273,568)	(2,069,253)	1,387,559	(2,016,414)
Proceeds from issuance of notes payable	380,297		8,171	671,630	(32,000)	1,028,098
Dividends paid	(188,644)			(179,900)	179,900	(188,644)
Proceeds from issuance of common stock	17,712					17,712
Proceeds from issuance of preferred stock and associated warrants	1,321,142				3,793	1,324,935
Treasury stock acquired	(61)			(300)		(361)
Capital contribution from parent		250,000	250,000	248,311	(748,311)

Net cash provided by (used in) financing activities	1,391,533	250,000	(1,139,562)	(4,181,616)	(291,907)	(3,971,552)

Net (decrease) increase in cash and due from banks	(1,389)	(287)	7,268	(40,461)	1,031	(33,838)
Cash and due from banks at beginning of period	1,391	376	400	818,455	(1,797)	818,825

Cash and due from banks at end of period	$2	$89	$7,668	$777,994	($766)	$784,987

170     POPULAR, INC. 2008 ANNUAL REPORT
Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2007
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net loss	($64,493)	($506,413)	($507,212)	($142,124)	$1,155,749	($64,493)

Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in undistributed losses of subsidiaries	560,601	504,146	473,478		(1,538,225)
Depreciation and amortization of premises and equipment	2,365		3	76,195		78,563
Provision for loan losses	2,007			560,643		562,650
Goodwill and trademark impairment losses				211,750		211,750
Impairment losses on long-lived assets				12,344		12,344
Amortization of intangibles				10,445		10,445
Amortization and fair value adjustment of servicing assets				61,110		61,110
Net (gain) loss on sale and valuation adjustment of investment securities	(115,567)	20,083		40,325		(55,159)
Net loss (gain) on disposition of premises and equipment	1			(12,297)		(12,296)
Loss on sale of loans and valuation adjustments on loans held-for-sale				38,970		38,970
Net amortization of premiums and accretion of discounts on investments	(8,244)	7		28,468	7	20,238
Net amortization of premiums on loans and deferred loan origination fees and costs				90,511		90,511
(Earnings) losses from investments under the equity method	(4,612)	(15,410)	1,592	(1,293)	(1,624)	(21,347)
Stock options expense	568			1,195		1,763
Net disbursements on loans held-for-sale				(4,803,927)		(4,803,927)
Acquisitions of loans held-for-sale				(550,392)		(550,392)
Proceeds from sale of loans held-for-sale				4,127,794		4,127,794
Net decrease in trading securities				1,222,266	319	1,222,585
Net (increase) decrease in accrued income receivable	(617)	(51)	(2,690)	11,630	3,560	11,832
Net decrease (increase) in other assets	26,591	4,005	(8,339)	(116,729)	257	(94,215)
Net increase (decrease) in interest payable	1,508		(7,762)	14,827	(3,560)	5,013
Deferred income taxes	1,156		(18,164)	(195,283)	(11,449)	(223,740)
Net increase in postretirement benefit obligation				2,388		2,388
Net increase in other liabilities	4,354	55	8,180	46,795	12,191	71,575

Total adjustments	470,111	512,835	446,298	877,735	(1,538,524)	768,455

Net cash provided by (used in) operating activities	405,618	6,422	(60,914)	735,611	(382,775)	703,962

Cash flows from investing activities:
Net (increase) decrease in money market investments	(37,700)	775	2,402	(664,268)	60,223	(638,568)
Purchases of investment securities:
Available-for-sale	(6,808)	(2)		(886,267)	732,365	(160,712)
Held-to-maturity	(4,087,972)			(25,232,314)		(29,320,286)
Other			(928)	(111,180)		(112,108)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				2,344,225	(735,548)	1,608,677
Held-to-maturity	3,900,087	900		25,034,574		28,935,561
Other				44,185		44,185
Proceeds from sales of investment securities available-for-sale	5,783	17,572		34,812		58,167
Proceeds from sale of other investment securities	245,484	2	865	1		246,352
Net disbursements on loans	(259,763)	(25,150)	(129,969)	(954,507)	(88,536)	(1,457,925)
Proceeds from sale of loans				415,256		415,256
Acquisition of loan portfolios				(22,312)		(22,312)
Capital contribution to subsidiary		(300)			300
Net liabilities assumed, net of cash				719,604		719,604
Mortgage servicing rights purchased				(26,507)		(26,507)
Acquisition of premises and equipment	(522)			(104,344)		(104,866)
Proceeds from sale of premises and equipment	11			63,444		63,455
Proceeds from sale of foreclosed assets				175,974		175,974

Net cash (used in) provided by investing activities	(241,400)	(6,203)	(127,630)	830,376	(31,196)	423,947

Cash flows from financing activities:
Net increase in deposits				2,887,952	1,572	2,889,524
Net increase (decrease) in federal funds purchased and assets sold under agreements to repurchase			9,063	(270,843)	(63,400)	(325,180)
Net increase (decrease) in other short-term borrowings	14,213		260,815	(2,776,773)	(111,056)	(2,612,801)
Payments of notes payable	(5,000)		(444,583)	(2,216,143)	202,449	(2,463,277)
Proceeds from issuance of notes payable	397		363,327	1,061,496		1,425,220
Dividends paid to parent company				(383,100)	383,100
Dividends paid	(190,617)					(190,617)
Proceeds from issuance of common stock	20,414					20,414
Treasury stock acquired	(2,236)			(289)		(2,525)
Capital contribution from parent				300	(300)

Net cash (used in) provided by financing activities	(162,829)		188,622	(1,697,400)	412,365	(1,259,242)

Net increase (decrease) in cash and due from banks	1,389	219	78	(131,413)	(1,606)	(131,333)

Cash and due from banks at beginning of period	2	157	322	949,868	(191)	950,158

Cash and due from banks at end of period	$1,391	$376	$400	$818,455	($1,797)	$818,825

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2006
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net income (loss)	$357,676	($21,618)	($44,459)	$353,618	($287,541)	$357,676
Less: Impact of change in fiscal period of certain subsidiaries, net of tax			(2,271)	(2,638)	(1,220)	(6,129)

Net income (loss) before impact of change in fiscal period	357,676	(21,618)	(42,188)	356,256	(286,321)	363,805

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed (earnings) losses of subsidiaries	(83,760)	42,410	2,602		38,748
Depreciation and amortization of premises and equipment	2,333		2	82,053		84,388
Provision for loan losses				287,760		287,760
Goodwill and trademark impairment losses				14,239		14,239
Amortization of intangibles				12,377		12,377
Impairment losses on long-lived assets				7,232		7,232
Amortization of servicing assets				62,819		62,819
Net (gain) loss on sale and valuation adjustment of investment securities	(290)	(13,598)		9,529		(4,359)
Net loss (gain) on disposition of premises and equipment	4			(25,933)		(25,929)
Gain on sale of loans and valuation adjustments on loans held-for-sale				(117,421)		(117,421)
Net amortization of premiums and accretion of discounts on investments	(427)	14	(118)	24,449		23,918
Net amortization of premiums on loans and deferred loan origination fees and costs	(54)			130,145		130,091
Earnings from investments under the equity method	(2,507)	(6,995)		(1,286)	(1,482)	(12,270)
Stock options expense	684			2,322		3,006
Net disbursements on loans held-for-sale				(6,580,246)		(6,580,246)
Acquisitions of loans held-for-sale				(1,503,017)		(1,503,017)
Proceeds from sale of loans held-for-sale				6,782,081		6,782,081
Net decrease in trading securities				1,368,975		1,368,975
Net (increase) decrease in accrued income receivable	(527)	21	963	(4,437)	(229)	(4,209)
Net (increase) decrease in other assets	(11,002)	4,636	24,566	32,636	(1,128)	49,708
Net increase (decrease) in interest payable	647	(23)	2,828	28,796	229	32,477
Deferred income taxes	(569)		(15,471)	(45,810)	35,642	(26,208)
Net increase in postretirement benefit obligation				4,112		4,112
Net increase (decrease) in other liabilities	10,158	6	30,341	(89,662)	(34,387)	(83,544)

Total adjustments	(85,310)	26,471	45,713	481,713	37,393	505,980

Net cash provided by operating activities	272,366	4,853	3,525	837,969	(248,928)	869,785

Cash flows from investing activities:
Net decrease (increase) in money market investments	221,300	(775)	(2,407)	392,321	(229,018)	381,421
Purchases of investment securities:
Available-for-sale		(20,574)		(708,142)	473,786	(254,930)
Held-to-maturity	(269,683)			(20,593,684)		(20,863,367)
Other			(13,010)	(53,016)		(66,026)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale			10,360	2,338,508	(472,410)	1,876,458
Held-to-maturity	269,683			20,656,164		20,925,847
Other	2,646			85,668		88,314
Proceeds from sales of investment securities available-for-sale	17,781	28,662		162,359		208,802
Net disbursements on loans	(441,941)		(127,083)	(1,344,539)	326,237	(1,587,326)
Proceeds from sale of loans				938,862		938,862
Acquisition of loan portfolios				(448,708)		(448,708)
Capital contribution to subsidiary	(36,000)	(4,000)	(4,127)		44,127
Assets acquired, net of cash				(3,034)		(3,034)
Mortgage servicing rights purchased				(23,769)		(23,769)
Acquisition of premises and equipment	(4,939)			(99,790)	136	(104,593)
Proceeds from sale of premises and equipment				87,913		87,913
Proceeds from sale of foreclosed assets	99			138,604		138,703

Net cash (used in) provided by investing activities	(241,054)	3,313	(136,267)	1,525,717	142,858	1,294,567

Cash flows from financing activities:
Net increase in deposits				1,792,122	(2,460)	1,789,662
Net increase (decrease) in federal funds purchased and assets sold under agreements to repurchase			18,129	(3,305,135)	233,839	(3,053,167)
Net increase (decrease) in other short-term borrowings	150,787	(46,112)	535,857	1,012,175	(425,734)	1,226,973
Payments of notes payable	(50,450)		(907,062)	(2,611,892)	99,975	(3,469,429)
Proceeds from issuance of notes payable	393		485,614	1,023,059	(2,768)	1,506,298
Dividends paid to parent company				(247,899)	247,899
Dividends paid	(188,321)					(188,321)
Proceeds from issuance of common stock	55,678				168	55,846
Treasury stock acquired	(93)			(274)		(367)
Capital contribution from parent		36,000		8,127	(44,127)

Net cash (used in) provided by financing activities	(32,006)	(10,112)	132,538	(2,329,717)	106,792	(2,132,505)

Cash effect of change in fiscal period			78	19,484	(7,648)	11,914

Net (decrease) increase in cash and due from banks	(694)	(1,946)	(126)	53,453	(6,926)	43,761
Cash and due from banks at beginning of period	696	2,103	448	896,415	6,735	906,397

Cash and due from banks at end of period	$2	$157	$322	$949,868	($191)	$950,158

8 POPULAR INC 2 0 0 8 ANNUAL REPORT
P.O. Box 362708 San Juan, Puerto Rico 00936-2708