Form 10-K, Exhibit 13
period 2009-12-31
POPULAR INC
filed 2010-03-01
CIK 763901

Exhibit 13.1
2009 Annual Report | Informe Annual

2009 Annual Report | Informe Anual

1	Letter to Shareholders
2	Institutional Values
5	2009 Highlights, Key Facts and Figures
6	Fundación Banco Popular 30 Years
8	25-Year Historical Financial Summary
10	Our People / Our Creed / Board of Directors Executive Officers / Corporate Information
21	Financial Review and Supplementary Information
Founded in 1893, Popular, Inc. (NASDAQ: BPOP) is the No. 1 banking institution by both assets and deposits in Puerto Rico and ranks 38th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.
Popular also continues to expand its expertise in processing technology through its subsidiary EVERTEC, which processes approximately 1.1 billion transactions annually in the Caribbean and Latin America.

11	Carta a Nuestros Accionistas
12	Valores Institucionales
15	Puntos Principales, Cifras y Datos Clave de 2009
16	Fundación Banco Popular 30 Años
18	Resumen Financiero Histórico — 25 Años
20	Nuestra Gente / Nuestro Credo / Junta de Directores Oficiales Ejecutivos / Información Corporativa
Popular, Inc. (NASDAQ: BPOP) se fundó en 1893; es la principal institución bancaria en Puerto Rico, tanto en activos y depósitos, y es el trigésimo octavo banco en activos en los Estados Unidos. En Estados Unidos Popular tiene una franquicia bancaria de base comunitaria que provee una amplia gama de servicios y productos financieros en sucursales en Nueva York, Nueva Jersey, Illinois, Florida y California.
Popular también continúa expandiendo su capacidad en la tecnología de procesamiento de datos a través de su subsidiaria EVERTEC, que procesa aproximadamente 1,100 millones de transacciones anualmente en el Caribe y en América Latina.

LETTER TO Shareholders
Financial institutions again faced significant challenges in 2009 amid deep economic recession, continued deterioration in credit quality, and new regulatory requirements for bank capital structures. Reflecting this difficult economic and credit environment, Popular reported a net loss of $574 million in 2009, compared with a net loss of $1.2 billion in 2008. Our share price was negatively impacted, closing the year at $2.26, compared with $5.16 in 2008.
DESPITE THESE CHALLENGES, WE REGISTERED A NUMBER OF NOTABLE ACCOMPLISHMENTS IN 2009 AS WE CONTINUED TO FOCUS ON EXECUTING THE TOUGH BUT NECESSARY ACTIONS TO POSITION POPULAR FOR A RETURN TO PROFITABILITY AND DELIVER VALUE TO OUR SHAREHOLDERS OVER THE LONG TERM.
Notable actions taken in 2009 include a significant increase in the Corporation’s Tier 1 common equity ratio to well above regulatory guidelines; improved credit risk management; and substantial downsizing of our operations in the continental United States, where we continued to reduce both our assets and U.S. footprint.
     These actions were accompanied by aggressive efforts to reduce our expense base. Our efforts included, among other measures, a freeze in the pension plan and the suspension of matching contributions to all savings plans. Personnel expenses declined 12% and the number of employees fell 11% during the year.
ECONOMIC AND CREDIT ENVIRONMENT
The Puerto Rico economy contracted 3.7% during fiscal year 2009. The unemployment rate fluctuates around 15% and the real estate market remains under pressure due to oversupply in the housing sector and decreased economic activity. While the recession is expected to continue in 2010, some indices are showing signs of stabilization. The unemployment rate has improved slightly in recent months, and the influx of U.S. government stimulus funds could help reverse negative trends.
     In the United States, the unemployment rate remains close to 10% and real estate prices continue to decline, albeit at slower rates in some markets. Despite early signs of an economic recovery in the U.S. in the second half of 2009, we are unlikely to see significant changes in credit quality until the employment market improves.
     The economic environment continued to impact credit quality throughout the financial services industry. Net charge-off and non-current loan rates stand at their highest level since insured institutions began reporting them to the FDIC in 1984. Given the mixed signals in both Puerto Rico and the United States, our outlook remains cautious until we see clearer signs that an economic recovery is under way.
     Non-performing assets were $2.4 billion or 6.91% of total assets, compared with $1.3 billion and 3.32%, respectively, in 2008. Net charge-offs increased from $600 million in 2008 to $1.0 billion in 2009. As a result, the provision for loan losses was $1.4 billion in 2009, up 42% from 2008.
CAPITAL STRUCTURE
Given the widespread turmoil in the credit and financial markets, and the erosion of capital resulting from the large losses sustained by many banks, the Federal reserve conducted its Supervisory Capital Assessment Program (“SCAP”) in 2009 to determine the amount of capital needed by the largest bank holding companies to provide a buffer against larger than expected losses in a more adverse credit scenario. Regulators identified voting common equity as the dominant element of Tier 1 capital and established a guideline of a minimum 4% Tier 1 common/risk-weighted assets ratio for determining capital needs.
     Even though we were not one of the institutions included in SCAP, we executed several actions to increase common equity capital above the new guideline. As a result, the Corporation’s Tier 1 common equity ratio, which stood at 2.45% before these actions, was raised to 6.39% as of December 31, 2009. All other capital ratios also remain above the regulatory minimum “well-capitalized” levels.

POPULAR, INC. 2009 ANNUAL REPORT	1

LETTER TO Shareholders
     We made the difficult decision to suspend dividends on shares of common stock and Series A and B Preferred Stock. We also launched an offer to exchange outstanding Series A Preferred Stock, Series B Preferred Stock, and the outstanding Trust Preferred Securities for newly issued common stock. Tendered securities amounted to $934 million, and approximately 357.5 million shares were issued. Finally, we completed the exchange of all $935 million of outstanding shares of Series C Preferred Stock owned by the U.S. Treasury for $935 million of newly issued trust preferred securities (the “New Trust Preferred Securities”). These actions generated more than $1.4 billion of Tier 1 common equity, comprised of approximately $920 million as a result of the Exchange Offer and $485 million from the exchange of the U.S. Treasury’s shares, representing the difference between the book value of the preferred stock and the estimated fair value of the New Trust Preferred Securities.
BANCO POPULAR PUERTO RICO
Banco Popular Puerto Rico, which includes the operations of the bank and its specialized mortgage, auto loan, securities and insurance subsidiaries, reported net income of $170 million in 2009, compared with $239 million in 2008. Results were impacted by an increase of $105 million in the provision for loan losses, and a decrease of $92 million in net interest income due to a lower yield on earning assets resulting from an increase in non-performing loans and a low interest rate environment. Average earning assets declined mainly due to a lower volume of investments and loans, in part due to a slowdown in loan originations and increased levels of charge-offs. These negative factors were partially offset by an increase of $157 million in gains on the sale of securities. Our continued focus on cost reduction resulted in lower expenses in the areas of personnel, business promotion and technology. However, higher FDIC insurance assessments on deposits resulted in higher total expenses in 2009 than in the previous year.
CREDIT QUALITY REMAINS THE CRITICAL ISSUE IMPACTING THE PROFITABILITY OF OUR FINANCIAL SERVICES OPERATIONS IN PUERTO RICO. NET CHARGE-OFFS WERE $512 MILLION IN 2009, AN INCREASE OF 46% FROM THE PREVIOUS YEAR. REFLECTING THE GENERAL ECONOMIC ENVIRONMENT AND CONTINUED OVERSUPPLY IN THE RESIDENTIAL HOUSING MARKET, LOSSES WERE CONCENTRATED IN THE CONSTRUCTION AND COMMERCIAL CREDIT PORTFOLIOS, WHERE BANCO POPULAR PUERTO RICO TOOK FURTHER STEPS TO MANAGE CREDIT QUALITY PROACTIVELY AND INTENSIVELY.
In the Commercial Banking Group, all credit functions were transferred from the relationship officers to a group of analysts responsible for evaluating loans and making recommendations to credit officers. We also introduced monthly portfolio reviews for larger commercial and construction loans in order to identify potential problems early in the process and manage them accordingly.
     In the construction portfolio, we have focused on working with developers to provide them with market intelligence and marketing and sales support. In July, Popular Mortgage launched a special offer for housing units in projects financed by Banco Popular. As a result of these efforts, the sale of housing units in our projects increased by 40% between the first and second half of the year.
     The consumer credit area continued to manage its underwriting processes to minimize risks and implemented more sophisticated tools to prioritize collection efforts. We intensified our efforts to work with clients in financial distress, doubling our loss mitigation production.
     In an effort to support not only our customers but the general population as well, Banco Popular launched a financial education program. Seminars were conducted at Banco Popular branches and several shopping centers throughout the island
Institutional values

Social Commitment	Customer

We are committed to work actively in promoting the social and economic well-being of the communities we serve.	We achieve satisfaction for our customers and earn their loyalty by adding value to each interaction. Our relationship with the customer takes precedence over any particular transaction.
2 POPULAR, INC. 2009 ANNUAL REPORT

WITH APPROXIMATELY 1.4 MILLION CUSTOMERS, BANCO POPULAR PUERTO RICO IS BY FAR THE STRONGEST PLAYER ON THE ISLAND, WHERE 80% OF BANKED INDIVIDUALS HAVE A RELATIONSHIP WITH POPULAR. IT HAS THREE TIMES AS MANY CUSTOMERS, BRANCHES, ATMS AND SHARE OF DEPOSITS THAN ITS CLOSEST COMPETITOR IN EACH OF THESE CATEGORIES.
on topics such as household budgeting, managing savings and credit, communicating with creditors and managing a possible bankruptcy.
     Despite the current challenges, Banco Popular’s ability to generate top line revenue continues to be strong, which bodes well for profitability once credit costs in our home market normalize. With approximately 1.4 million customers, Banco Popular Puerto Rico is by far the strongest player on the island, where 80% of banked individuals have a relationship with Popular. It has three times as many customers, branches, ATMs and share of deposits than its closest competitor in each of these categories. Its powerful brand recognition is substantially greater than that of the next bank and surpasses that of all local brands.
     Our goal remains to work with our customers to find mutually beneficial alternatives to navigate this difficult economy and to offer quality products and services to our vast customer base, as we have done for well over a century.
BANCO POPULAR NORTH AMERICA
In the United States, high credit costs continued to drive losses at Banco Popular North America (“BPNA”), which includes E-LOAN’s remaining portfolio and deposit operations. BPNA reported a net loss of $726 million compared with a net loss of $525 million in 2008. The provision expense totaled $782 million, an increase of 66% from the previous year. Net charge-offs were $515 million, compared with $248 million in 2008. The commercial, construction, mortgage and E-LOAN home equity loan portfolios suffered the most from the U.S. economic recession and the turmoil in the real estate market.
     Management successfully pursued significant restructuring efforts in 2009 under the comprehensive plan we announced in late 2008 to refocus BPNA on its core business. As President of BPNA and Chief Operating Officer of Popular, Inc., David H. Chafey, Jr. assumed responsibility for integrating the bank in Puerto Rico and the bank in the United States under a single management group to achieve efficiencies and greater control of the U.S. restructuring efforts.
     In 2009, consistent with our plan, we exited or downsized asset-generating businesses that were not relationship-based or whose profitability was being severely impacted by market conditions. As part of this effort, we sold the assets of Popular Equipment Finance, our leasing unit in the U.S. These initiatives, combined, resulted in an estimated reduction of approximately $1.3 billion in loan balances when compared to 2008. We closed, sold or consolidated a total of 38 underperforming branches, leaving BPNA with a network of 101 branches. We successfully transferred all of E-LOAN’s remaining operations, which consist of the gathering of online deposits for BPNA and the transfer of loan applications to third parties, to BPNA and EVERTEC. Headcount in our U.S. operations decreased by close to 900 employees or 40% of the workforce.
THE RESTRUCTURING EFFORTS UNDERTAKEN IN 2009 ARE PART OF A LARGER PROCESS WE BEGAN IN 2007 TO REDUCE THE SIZE OF OUR U.S. OPERATIONS.
This process includes major actions such as the discontinuance of wholesale subprime lending operations, the sale of Equity One assets to American General Financial, the sale of Popular Financial Holding (“PFH”) assets to Goldman Sachs affiliates, the discontinuance of E-LOAN’s lending operations, and the substantial reduction of BPNA’s support areas by leveraging the infrastructure available in Puerto Rico. The number of employees in our U.S. operations, including PFH, has fallen from 4,800 at the peak in 2005 to 1,400 in 2009, a reduction of 71%, and the number of offices has been cut to approximately one third. Assets in the U.S. have decreased from $22 billion at the close of 2006 to $11 billion at the close of 2009, and their share of Popular’s overall assets has declined from 46% in 2006 to 32% in 2009.

Integrity	Excellence	Innovation	Our People	Shareholder Value

We are guided by the highest standards of ethics, integrity and morality. Our customers’ trust is of utmost importance to our institution.	We believe there is only one way to do things: the right way.	We foster a constant search for new solutions as a strategy to enhance our competitive advantage.	We strive to attract, develop, compensate and retain the most qualified people in a work environment characterized by discipline and affection.	Our goal is to produce high and consistent financial returns for our shareholders, based on a long-term view.

3

LETTER TO Shareholders
     As a result of these painful but necessary actions, BPNA is now a community bank, with locations in Florida, New York, New Jersey, Illinois and California focused on serving individual and commercial customers through quality products and services. We will continue to work tirelessly to maximize the potential of these operations and reach appropriate levels of profitability. Our goal continues to be to capture the value of our operation on the U.S. mainland to Popular as an additional and diversified source of revenue.
EVERTEC
EVERTEC, our processing and information technology company, reported net income of $50 million in 2009, compared with $44 million in 2008. While EVERTEC was not immune to the effects of the economic recession in Puerto Rico, the company’s main market, it succeeded in maintaining a similar level of revenues to 2008. This, combined with a significant reduction in operational expenses, increased its net contribution to Popular in 2009.
THE ATH NETWORK HAD AN EXCELLENT YEAR, INCLUDING HIGH TRANSACTION VOLUMES AND DEVELOPMENT OF SEVERAL INNOVATIVE PRODUCTS.
Latin America is an increasingly important part of EVERTEC’s business. In 2009, we continued our expansion in Mexico, where we launched operations in 2008, and entered the Panama market. We also are expanding our product offering in these countries, leveraging the wide variety of services we provide in Puerto Rico.
     These services, which include business process outsourcing, network services, human resources solutions, software development and consulting, make EVERTEC a complete information technology provider. With offices in nine countries servicing customers in 16 countries, EVERTEC continues to provide Popular with a solid and diversified revenue stream.
OUR PEOPLE
Our accomplishments in 2009 are significant in light of the current environment, and would not have been possible without the dedication and resolve of our senior management team, our employees and the support and guidance of our Board of Directors.
     After more than two decades of service, Juan J. Bermúdez and Francisco J. Rexach, Jr. retired from our Board. Their insight and counsel will be missed. We are pleased to welcome two new directors, Alejandro M. Ballester and Carlos A. Unanue. Mr. Ballester is President of Ballester Hermanos, a major food, wine and spirits distributor in Puerto Rico, and Mr. Unanue is President of Goya of Puerto Rico, part of Goya Foods, the largest Hispanic-owned food company in the United States. Both are accomplished professionals and will bring great value and expertise to our Board and help lead this great organization into the future.
     Popular boasts 9,400 highly committed employees, with an employee satisfaction level comparable to or higher than organizations recognized as the best places to work. To them, I extend my most heartfelt gratitude. I would like to recognize the work of Emilio E. Piñero who, after dedicating 39 years to our organization, decided to enjoy a well-deserved retirement. I thank Emilio dearly for his enthusiasm and unwavering commitment throughout his many years at Popular. I also want to express my gratitude to Brunilda Santos de Alvarez, our General Counsel, who has retired after more than two decades of service to Popular. Bruni has always been an invaluable source of guidance and support, an extraordinary mentor to many, and a great friend to all of us who had the privilege of working close to her. Her professionalism and wise demeanor will be greatly missed, and we all wish her the best.
     Our organization has a 116-year history, and each time it has faced challenges as difficult, if not more so than those we face now, it has emerged stronger. I am confident that with the same spirit that has guided us throughout our history and the continued commitment of everyone in our organization we will once again overcome the challenges and set Popular firmly on a path to profitability for the future.
Thank you for your continued support.

Richard L. Carrión
Chairman and Chief Executive Officer
4 POPULAR, INC. 2009 ANNUAL REPORT

2009 HIGHLIGHTS Key Facts and Figures

1 As of 12/31/09
2 As of 9/30/09
POPULAR, INC.
•	38th largest bank holding company in the U.S. with $34.7 billion in assets and 9,400 employees
2009 Highlights
•	Generated more than $1.4 billion of Tier 1 Common Equity in a series of exchange transactions

•	Continued the restructuring of our operations in the United States, selling or closing unprofitable businesses and reducing the number of branches from 139 to 101

•	Restructured the Corporation’s credit divisions by relocating the most experienced credit officers and transferring credit functions from relationship officers to a special group of analysts responsible for evaluating loans and making recommendations

BANCO POPULAR PUERTO RICO
•	Approximately 1.4 million clients

•	181 branches and 51 offices throughout Puerto Rico and the Virgin Islands

•	6,066 FTEs[1]

•	588 ATMs and 26,508 POS throughout Puerto Rico and the Virgin Islands

•	No. 1 market share in total deposits (35.0%)[2] and total loans (21.8%)[2]

•	$23.6 billion in assets, $15.1 billion in loans and $17.8 billion in deposits[1]
BANCO POPULAR NORTH AMERICA
•	Approximately 422,000 clients

•	101 branches throughout five states: 41 in New York and New Jersey, 16 in Illinois, 20 in Florida and 24 in California

•	1,410 FTEs[1]

•	E-LOAN captured $850 million in deposits[1] and has approximately 39,400 clients

•	$10.8 billion in assets, $8.7 billion in loans and $8.3 billion in total deposits[1]

EVERTEC
•	Leading ATM/POS processor in the Caribbean and Central America

•	9 offices servicing customers in 16 countries

•	1,767 FTEs[1]

•	Processed over 1.1 billion transactions[1], of which more than 565 million corresponded to the ATH® Network

•	5,069 ATMs and over 133,461 POS throughout the United States and Latin America

5

FUNDACIÓN BANCO POPULAR 30 Years
Banco Popular is proud of its 116-year legacy of community involvement. Fundación Banco Popular, the philanthropic arm of Popular, is devoted to improving the quality of life in the communities we are privileged to serve.
     We challenge ourselves every day to achieve the highest levels of corporate social responsibility through our actions and values. We remain steadfast in our commitment to education and community development through our philanthropic efforts and through active employee participation.
     Thirty years after its creation, Fundación Banco Popular continues to cultivate long-term relationships with grassroots and community organizations, while inspiring positive change through education and community development initiatives. We have proudly supported more than 250 organizations and contributed $21,147,866 from 1982-2009.
EDUCATION
We believe that education is the cornerstone of a community’s future. Fundación Banco Popular focuses on programs that emphasize school transformation, alternative education and after-school programs. We support:
•	Teacher Development

•	School Desertion Prevention

•	After-School Programs

•	Arts Education

•	Special Education

•	Leadership Development

•	Community Library Services

•	Mentoring

•	Vocational Education
THROUGHOUT ITS 30 YEARS, FUNDACIÓN BANCO POPULAR HAS CREATED SEVEN ENDOWED SCHOLARSHIP FUNDS AT UNIVERSITIES THAT PROVIDE OPPORTUNITIES FOR PUERTO RICAN STUDENTS. TWO HUNDRED AND SIXTY ONE STUDENTS HAVE BENEFITED FROM THESE SCHOLARSHIPS. THE RAFAEL CARRIÓN, JR. SCHOLARSHIP FUND FOR THE CHILDREN OF POPULAR EMPLOYEES HAS AWARDED 1,826 SCHOLARSHIPS FOR A TOTAL INVESTMENT OF $2,678,841.
The past few years have brought great challenges and economic difficulty. Now more than ever, we passionately work hand-in-hand with our communities to stimulate growth, support education and encourage cultural expression.
COMMUNITY DEVELOPMENT
Fundación Banco Popular focuses its resources on empowering communities and individuals to help spur local economic growth. Through its efforts, Fundación Banco Popular supports:
•	Community Self-Management

•	Entrepreneurship Development

•	Community Support for Schools

•	Controlled Substance Use Prevention

•	Teen Pregnancy Prevention and Support for Single Teen Mothers

6 POPULAR, INC. 2009 ANNUAL REPORT

THE PAST FEW YEARS HAVE BROUGHT GREAT CHALLENGES AND ECONOMIC DIFFICULTY. NOW MORE THAN EVER, WE PASSIONATELY WORK HAND-IN-HAND WITH OUR COMMUNITIES TO STIMULATE GROWTH, SUPPORT EDUCATION, AND ENCOURAGE CULTURAL EXPRESSION.
Our social commitment was expanded in 2004 to include Popular’s operations in the United States through Banco Popular Foundation. The employee-sponsored organizations focus their efforts on education, affordable housing, small business and community development. During the last five years, the foundation has awarded $1,607,200 in 152 grants to organizations in the communities we serve in the United States.
EMPLOYEES’ VOLUNTARY SERVICE
Our employees invest thousands of hours of community service in local and national initiatives each year. Over 95% of the non-profit organizations we support have a Popular employee serving as an active member.
     Last year, more than 3,000 employees of Banco Popular from Puerto Rico, California, Florida, Illinois, New Jersey, New York and the Virgin Islands joined their families and friends to volunteer with local organizations and initiatives for Make a Difference Day.
POPULAR EMPLOYEES ALSO MAKE ECONOMIC CONTRIBUTIONS TO BOTH FUNDACIÓN BANCO POPULAR AND THE BANCO POPULAR FOUNDATION. IN 2009, EMPLOYEES CONTRIBUTED $692,759. SINCE 2000, EMPLOYEES HAVE CONTRIBUTED OVER $4.5 MILLION TO BOTH FOUNDATIONS.
The bank emphasizes service as an important element of our culture and what we offer to our communities. Much has changed over the years, except our unwavering dedication to service.
BE A VOICE IN OUR CITY’S FUTURE
The Rafael Carrión Pacheco Exhibit Hall, a unique cultural space organized by Banco Popular in its historic old San Juan building, has served to enrich Puerto Rico’s cultural life for over 20 years. We have organized 16 exhibits focusing on initiatives that improve Puerto Rico’s urban landscape, illustrate our rich musical and sports heritage, and discuss key environmental issues. Our current exhibit On Rails, enjoyed by over 41,000 visitors, demonstrates commuting access to Old San Juan, transportation challenges and proposes viable solutions by using an interactive, 38-foot scale model. The project has garnered strong dialogue and a public plan to develop a tram option for the city is being advanced.

7

POPULAR, INC. 25-YEAR Historical Financial Summary

(Dollars in millions, except per share data)	1985	1986	1987	1988	1989	1990	1991	1992	1993	1994	1995
Selected Financial Information
Net Income (Loss)	$32.9	$38.3	$38.3	$47.4	$56.3	$63.4	$64.6	$85.1	$109.4	$124.7	$146.4
Assets	4,141.7	4,531.8	5,389.6	5,706.5	5,972.7	8,983.6	8,780.3	10,002.3	11,513.4	12,778.4	15,675.5
Net Loans	1,715.7	2,271.0	2,768.5	3,096.3	3,320.6	5,373.3	5,195.6	5,252.1	6,346.9	7,781.3	8,677.5
Deposits	3,365.3	3,820.2	4,491.6	4,715.8	4,926.3	7,422.7	7,207.1	8,038.7	8,522.7	9,012.4	9,876.7
Stockholders’ Equity	226.4	283.1	308.2	341.9	383.0	588.9	631.8	752.1	834.2	1,002.4	1,141.7

Market Capitalization	$216.0	$304.0	$260.0	$355.0	$430.1	$479.1	$579.0	$987.8	$1,014.7	$923.7	$1,276.8
Return on Assets (ROA)	0.89%	0.88%	0.76%	0.85%	0.99%	1.09%	0.72%	0.89%	1.02%	1.02%	1.04%
Return on Equity (ROE)	15.59%	15.12%	13.09%	14.87%	15.87%	15.55%	10.57%	12.72%	13.80%	13.80%	14.22%
Per Common Share[1]
Net Income (Loss) — Basic	$0.23	$0.25	$0.24	$0.30	$0.35	$0.40	$0.27	$0.35	$0.42	$0.46	$0.53
Net Income (Loss) — Diluted	$0.23	$0.25	$0.24	$0.30	$0.35	$0.40	$0.27	$0.35	$0.42	$0.46	$0.53
Dividends (Declared)	0.07	0.08	0.09	0.09	0.10	0.10	0.10	0.10	0.12	0.13	0.15
Book Value	1.54	1.73	1.89	2.10	2.35	2.46	2.63	2.88	3.19	3.44	3.96
Market Price	$1.50	$2.00	$1.67	$2.22	$2.69	$2.00	$2.41	$3.78	$3.88	$3.52	$4.85

Assets by Geographical Area

Puerto Rico	92%	92%	94%	93%	92%	89%	87%	87%	79%	76%	75%
United States	7%	7%	5%	6%	6%	9%	11%	10%	16%	20%	21%
Caribbean and Latin America	1%	1%	1%	1%	2%	2%	2%	3%	5%	4%	4%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Traditional Delivery System

Banking Branches
Puerto Rico	115	124	126	126	128	173	161	162	165	166	166
Virgin Islands	3	3	3	3	3	3	3	3	8	8	8
United States	9	9	9	10	10	24	24	30	32	34	40

Subtotal	127	136	138	139	141	200	188	195	205	208	214
Non-Banking Offices
Popular Financial Holdings							27	41	58	73	91
Popular Cash Express
Popular Finance			14	17	18	26	26	26	26	28	31
Popular Auto					4	9	9	9	8	10	9
Popular Leasing, U.S.A.
Popular Mortgage											3
Popular Securities
Popular Insurance
Popular Insurance Agency U.S.A.
Popular Insurance, V.I.
E-LOAN
EVERTEC
Subtotal			14	17	22	35	62	76	92	111	134

Total	127	136	152	156	163	235	250	271	297	319	348

Electronic Delivery System

ATMs[2]
Owned and Driven
Puerto Rico	94	113	136	153	151	211	206	211	234	262	281
Caribbean			3	3	3	3	3	3	8	8	8
United States								6	11	26	38
Subtotal	94	113	139	156	154	214	209	220	253	296	327

Driven
Puerto Rico	36	51	55	68	65	54	73	81	86	88	120
Caribbean
Subtotal	36	51	55	68	65	54	73	81	86	88	120

Total	130	164	194	224	219	268	282	301	339	384	447

Transactions (in millions)

Electronic Transactions[3]	7.0	8.3	12.7	14.9	16.1	18.0	23.9	28.6	33.2	43.0	56.6
Items Processed	123.8	134.0	139.1	159.8	161.9	164.0	166.1	170.4	171.8	174.5	175.0

Employees (full-time equivalent)	4,314	4,400	4,699	5,131	5,213	7,023	7,006	7,024	7,533	7,606	7,815

[1]	Per common share data adjusted for stock splits.

[2]	Does not include host-to-host ATMs (2,478 in 2009) which are neither owned nor driven, but are part of the ATH® Network.

[3]	From 1981 to 2003, electronic transactions include ACH, Direct Payment, TelePago, Internet Banking and ATH® Network transactions in Puerto Rico. Since 2004, these numbers were adjusted to include ATH® Network transactions in the Dominican Republic, Costa Rica, El Salvador and United States, health care transactions, wire transfers, and other electronic payment transactions in addition to those previously stated.
8 POPULAR, INC. 2009 ANNUAL REPORT

1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
$185.2	$209.6	$232.3	$257.6	$276.1	$304.5	$351.9	$470.9	$489.9	$540.7	$357.7	$(64.5)	$(1,243.9)	$(573.9)
16,764.1	19,300.5	23,160.4	25,460.5	28,057.1	30,744.7	33,660.4	36,434.7	44,401.6	48,623.7	47,404.0	44,411.4	38,882.8	34,736.3
9,779.0	11,376.6	13,078.8	14,907.8	16,057.1	18,168.6	19,582.1	22,602.2	28,742.3	31,710.2	32,736.9	29,911.0	26,276.1	23,803.9
10,763.3	11,749.6	13,672.2	14,173.7	14,804.9	16,370.0	17,614.17	18,097.8	20,593.2	22,638.0	24,438.3	28,334.4	27,550.2	25,924.9
1,262.5	1,503.1	1,709.1	1,661.0	1,993.6	2,272.8	2,410.9	2,754.4	3,104.6	3,449.2	3,620.3	3,581.9	3,268.4	2,538.8

$2,230.5	$3,350.3	$4,611.7	$3,790.2	$3,578.1	$3,965.4	$4,476.4	$5,960.2	$7,685.6	$5,836.5	$5,003.4	$2,968.3	$1,455.1	$1,445.4
1.14%	1.14%	1.14%	1.08%	1.04%	1.09%	1.11%	1.36%	1.23%	1.17%	0.74%	-0.14%	-3.04%	-1.57%
16.17%	15.83%	15.41%	15.45%	15.00%	14.84%	16.29%	19.30%	17.60%	17.12%	9.73%	-2.08%	-44.47%	-32.95%

$0.67	$0.75	$0.83	$0.92	$0.99	$1.09	$1.31	$1.74	$1.79	$1.98	$1.24	$(0.27)	$(4.55)	$0.24
$0.67	$0.75	$0.83	$0.92	$0.99	$1.09	$1.31	$1.74	$1.79	$1.97	$1.24	$(0.27)	$(4.55)	$0.24
0.18	0.20	0.25	0.30	0.32	0.38	0.40	0.51	0.62	0.64	0.64	0.64	0.48	0.02
4.40	5.19	5.93	5.76	6.96	7.97	9.10	9.66	10.95	11.82	12.32	12.12	6.33	3.89
$8.44	$12.38	$17.00	$13.97	$13.16	$14.54	$16.90	$22.43	$28.83	$21.15	$17.95	$10.60	$5.16	$2.26

74%	74%	71%	71%	72%	68%	66%	62%	55%	53%	52%	59%	64%	65%
22%	23%	25%	25%	36%	30%	32%	36%	43%	45%	45%	38%	33%	32%
4%	3%	4%	4%	2%	2%	2%	2%	2%	2%	3%	3%	3%	3%

100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

178	201	198	199	199	196	195	193	192	194	191	196	179	173
8	8	8	8	8	8	8	8	8	8	8	8	8	8
44	63	89	91	95	96	96	97	128	136	142	147	139	101

230	272	295	298	302	300	299	298	328	338	341	351	326	282

102	117	128	137	136	149	153	181	183	212	158	134	2
		51	102	132	154	195	129	114	4
39	44	48	47	61	55	36	43	43	49	52	51	9
8	10	10	12	12	20	18	18	18	17	15	12	12	10
	7	8	10	11	13	13	11	15	14	11	24	22
3	3	11	13	21	25	29	32	30	33	32	32	32	33
1	2	2	2	3	4	7	8	9	12	12	13	7	6
				2	2	2	2	2	2	2	2	1	1
					1	1	1	1	1	1	1	1	1
						1	1	1	1	1	1	1	1
									1	1	1	1
			4	4	4	5	5	5	5	7	9	9	9
153	183	258	327	382	427	460	431	421	351	292	280	97	61

383	455	553	625	684	727	759	729	749	689	633	631	423	343

327	391	421	442	478	524	539	557	568	583	605	615	605	571
9	17	59	68	37	39	53	57	59	61	65	69	74	77
53	71	94	99	109	118	131	129	163	181	192	187	176	138
389	479	574	609	624	681	723	743	790	825	862	871	855	786

162	170	187	102	118	155	174	176	167	212	226	433	462	443
97	192	265	851	920	823	926	1,110	1,216	1,726	1,360	1,454	1,560	1,604
259	362	452	953	1,038	978	1,100	1,286	1,383	1,938	1,586	1,887	2,022	2,047

648	841	1,026	1,562	1,662	1,659	1,823	2,029	2,173	2,763	2,448	2,758	2,877	2,833

78.0	111.2	130.5	159.4	199.5	206.0	236.6	255.7	568.5	625.9	690.2	772.7	849.4	804.1
173.7	171.9	170.9	171.0	160.2	149.9	145.3	138.5	133.9	140.3	150.0	175.2	202.2	191.7

7,996	8,854	10,549	11,501	10,651	11,334	11,037	11,474	12,139	13,210	12,508	12,303	10,587	9,407

9

CORPORATE Information
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
These words by Don Rafael Carrión Jr., President and Chairman of the Board (1956—1991), were written in 1988 to commemorate the 95th anniversary of Banco Popular de Puerto Rico, and reflect our commitment to human resources.
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
These words, written in 1928 by Don Rafael Carrión Pacheco, Executive Vice President and President (1927—1956), embody the philosophy of Popular, Inc. in all its markets.
BOARD OF DIRECTORS
Richard L. Carrión
Chairman
Chief Executive Officer
Popular, Inc.
Alejandro M. Ballester
President
Ballester Hermanos, Inc.
María Luisa Ferré
President and Chief Executive Officer
Grupo Ferré Rangel
Michael Masin
Private Investor
Manuel Morales Jr.
President
Parkview Realty, Inc.
Frederic V. Salerno
Private Investor
William J. Teuber Jr.
Vice Chairman
EMC Corporation
Carlos A. Unanue
President
Goya de Puerto Rico, Inc.
José R. Vizcarrondo
President and Chief Executive Officer
Desarrollos Metropolitanos, S.E.
Samuel T. Céspedes, Esq.
Secretary of the Board of Directors
Popular, Inc.
EXECUTIVE OFFICERS
Richard L. Carrión
Chairman
Chief Executive Officer
Popular, Inc.
David H. Chafey Jr.
President
Chief Operating Officer
Popular, Inc.
Jorge A. Junquera
Senior Executive Vice President
Chief Financial Officer
Popular, Inc.
Brunilda Santos De Álvarez, Esq.
Executive Vice President
Chief Legal Officer
Popular, Inc.
Amílcar Jordán
Executive Vice President
Risk Management
Popular, Inc.
Carlos J. Vázquez
Executive Vice President
Individual Credit, U.S. Community Banking
Popular, Inc.
Elí Sepúlveda
Executive Vice President
Commercial Credit
Popular, Inc.
CORPORATE INFORMATION
Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP
Annual Meeting
The 2010 Annual Stockholders’ Meeting of Popular, Inc. will be held on Tuesday, May 4, at 9:00 A.M. at Centro Europa Building in San Juan, Puerto Rico.
Additional Information
The Annual Report to the Securities and Exchange Commission on Form 10-K and any other financial information may also be viewed by visiting our website:
www.popular.com
10 POPULAR, INC. 2009 ANNUAL REPORT

P.O. Box 362708
San Juan, Puerto Rico
00936-2708

Financial Review and
Supplementary Information

2	POPULAR, INC. 2009 ANNUAL REPORT
Management’s Discussion and Analysis of Financial
Condition and Results of Operations

Forward-Looking Statements	3

Overview	3

Legislative and Regulatory Developments	6

Subsequent Events	10

Critical Accounting Policies / Estimates	10

Statement of Operations Analysis
Net Interest Income	20
Provision for Loan Losses	21
Non-Interest Income	24
Operating Expenses	26
Income Taxes	29
Fourth Quarter Results	30

Reportable Segment Results	31

Discontinued Operations	35

Statement of Condition Analysis
Assets	36
Deposits and Borrowings	39
Stockholders’ Equity	40

Exchange Offers	40

Regulatory Capital	42

Risk Management	44
Market / Interest Rate Risk	46
Liquidity	52
Credit Risk Management and Loan Quality	61
Operational Risk Management	73
Legal Proceedings	73

Adoption of New Accounting Standards and Issued But Not Yet Effective Accounting Standards	74

Glossary of Selected Financial Terms	79

Statistical Summaries
Statements of Condition	82
Statements of Operations	83
Average Balance Sheet and Summary of Net Interest Income	84
Quarterly Financial Data	86

Management’s Discussion and Analysis of Financial
Condition and Results of Operations
The following Management’s Discussion and Analysis (“MD&A”) provides information which management believes necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the “Corporation” or “Popular”). All accompanying tables, consolidated financial statements and corresponding notes included in this “Financial Review and Supplementary Information — 2009 Annual Report” (“the report”) should be considered an integral part of this MD&A.
Forward-looking Statements
The information included in this report may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to the Corporation’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Corporation’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.
     Forward-looking statements are not guarantees of future performance and, by their nature, involve certain risks, uncertainties, estimates and assumptions by management that are difficult to predict. Various factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the rate of growth in the economy and employment levels, as well as general business and economic conditions; changes in interest rates, as well as the magnitude of such changes; the fiscal and monetary policies of the federal government and its agencies; changes in federal bank regulatory and supervisory policies, including required levels of capital; the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets; the performance of the stock and bond markets; competition in the financial services industry; additional Federal Deposit Insurance Corporation (“FDIC”) assessments; possible legislative, tax or regulatory changes; and difficulties in combining the operations of acquired entities. Other possible events or factors that could cause results or performance to differ materially from those expressed in these forward-looking statements include the following: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; changes in interest rates and market liquidity which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets; adverse movements and volatility in debt and equity capital markets; changes in market rates and prices which may adversely impact the value of financial assets and liabilities; liabilities resulting from litigation and regulatory investigations; changes in accounting standards, rules and interpretations; increased competition; the Corporation’s ability to grow its core businesses; decisions to downsize, sell or close units or otherwise change the business mix of the Corporation; and management’s ability to identify and manage these and other risks. Moreover, the outcome of legal proceedings is inherently uncertain and depends on judicial interpretations of law and the findings of regulators, judges and juries.
     All forward-looking statements included in this report are based upon information available to the Corporation as of the date of this report, and other than as required by law, including the requirements of applicable securities laws, management assumes no obligation to update or revise any such forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.
     The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2009, while not all inclusive, discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.
Overview
The Corporation is a financial holding company, which is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States, the Caribbean and Latin America. In Puerto Rico, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as auto and equipment leasing and financing, mortgage loans, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, Popular has established a community-banking franchise, Banco Popular North America (“BPNA”) providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California. Popular also offers processing technology services through its subsidiary EVERTEC, Inc. This subsidiary provides transaction processing services throughout the Caribbean and Latin America, as well as internally services many of the Corporation’s subsidiaries’ system infrastructures and transactional processing businesses.

4	POPULAR, INC. 2009 ANNUAL REPORT
Note 39 to the consolidated financial statements, as well as the Reportable Segments Results section in this MD&A, present further information about the Corporation’s business segments.
     The Corporation reported a net loss of $573.9 million for the year ended December 31, 2009, compared with a net loss of $1.2 billion for the year ended December 31, 2008 and a net loss of $64.5 million for the year ended December 31, 2007. During 2008, the Corporation discontinued the operations of its consumer and mortgage lending subsidiary in the United States mainland. The Corporation’s net loss from continuing operations amounted to $553.9 million for the year ended December 31, 2009, compared with a net loss of $680.5 million in 2008 and net income of $202.5 million in 2007.
     The discussions that follow pertain to Popular, Inc.’s continuing operations, unless otherwise indicated. Refer to the Discontinued Operations section in this MD&A for details on the financial results and major events of Popular Financial Holdings (“PFH”) for the years 2009, 2008 and 2007.
     Financial results for 2009 continued to reflect high levels in the provision for loan losses to maintain adequate reserve levels in a deteriorated credit environment. The provision for loan losses from continuing operations in 2009 totaled $1.4 billion, compared with $991 million in 2008 and $341 million in 2007. The allowance for loan losses to loans held-in-portfolio ratio was 5.32% at December 31, 2009, compared with 3.43% at December 31, 2008 and 1.96% at December 31, 2007. The higher provision for loan losses was driven mostly by depressed economic conditions in Puerto Rico and the United States which has resulted in higher loan net charge-offs, non-performing loans and foreclosures, and a real estate market impacted by declining property values, oversupply in certain areas, and reduced absorption rates. The higher net loss in 2009 was also driven by a reduction of $178.0 million in net interest income, principally as a result of lower average volume of loans, elevated levels of non-performing loans, declining asset yields in a lower interest rate scenario and higher cost of long-term debt.
     Furthermore, financial results for 2009 were favorably impacted by a $469.8 million reduction in income tax expense when compared with 2008, principally as a result of the valuation allowance on the Corporation’s deferred tax assets related to the U.S. operations recorded during the previous year. Refer to the Income Taxes section in this MD&A for further information. Also, operating expenses declined by $182.5 million, principally reflecting a favorable impact of $80.3 million resulting from the gain on the early extinguishment of debt related to the exchange of trust preferred securities for common stock recognized in the third quarter of 2009, lower restructuring costs and the impact of cost-cutting measures, which include headcount reduction, partially offset by higher FDIC insurance assessments. Non-interest income amounted to $896.5 million for the year ended December 31, 2009, compared with $830.0 million for the year ended December 31, 2008. The increase in non-interest income was principally due to higher gains on the sale of investment securities in 2009.
     During 2009, the Corporation’s financial performance continued to be under pressure as a result of continued recessionary conditions in Puerto Rico and the United States. The economic pressure, capital and credit markets turmoil, and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity in general. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected the financial services industry and the Corporation’s financial condition and results of operations, as well as its capital position. Disrupted market conditions have also increased the Corporation’s liquidity risk exposure due primarily to increased risk aversion on the part of traditional credit providers, as well as the material declines in the Corporation’s credit ratings that occurred during 2009. Refer to the Risk Management section in this MD&A for further information.
     During 2009, the Corporation carried out a series of actions designed to improve its U.S. operations, address credit quality, contain controllable costs, maintain well-capitalized ratios and improve capital and liquidity positions. These actions included the following:
•	Sale or closing of unprofitable businesses and the consolidation of branches in the United States and Puerto Rico markets, resulting in a net reduction of 44 branches. During 2009, the Corporation continued to make progress in the restructuring of its U.S. operations. As part of the BPNA Restructuring Plan, the Corporation determined to exit certain businesses including, among the principal ones, those related to the origination of non-conventional mortgages, equipment lease financing, business loans to professionals, multifamily lending, mixed-used commercial loans and credit cards. The Corporation holds the existing portfolios of the exited businesses in a run-off mode. Also, the Corporation downsized the following businesses related to its U.S. mainland banking operations: business banking, Small Business Administration (“SBA”) lending, and consumer / mortgage lending. Furthermore, the Corporation divested its U.S. equipment finance business (Popular Equipment Finance) to reduce risk exposure. In the United States, the Corporation also exited subprime mortgage lending and shut-down the E-LOAN and home equity lines of credit origination channels. These efforts began in late 2008. The Corporation completed the integration of both banking subsidiaries, BPPR and BPNA, under one management structure. As a result, the divisions of retail banking and commercial banking, in addition to administrative and operational personnel, at BPNA, are now reporting to management in Puerto Rico. Also, in October 2009, BPNA sold six of its New Jersey branches.

•	Implementation of cost-cutting measures such as the hiring

and pension plan freezes and the suspension of matching contributions to retirement plans.
•	Restructuring of the Corporation’s credit divisions, working with clients to find individual solutions and heightening the focus on collection processes.

•	Suspension of dividends on its common stock and preferred stock.

•	Restructuring of the investment securities portfolio by selling $3.4 billion of its investment securities available-for-sale portfolio, principally of U.S. agency securities (FHLB notes), and invested $2.9 billion of the proceeds, primarily in Government National Mortgage Association (“GNMA”) mortgage-backed securities. This sale resulted in a gain of $182.7 million. Other positive impacts of the sale were the strengthening of common equity by realizing an unrealized gain that was subject to market risk, if bond prices were to decline; increase the Corporation’s regulatory capital ratios; redeploy most of the proceeds in securities with a risk weighting of 0% for regulatory capital purposes, as compared to the 20% risk-weighting which applied to the FHLB notes sold; and mitigate the impact of the portfolio’s restructuring on net interest income, by reinvesting most of the sale proceeds in a higher-yielding asset class.

•	Completion of an exchange offer which resulted in the issuance of over 357 million in new shares of common stock in exchange for preferred stock and trust preferred securities during the third quarter of 2009. This exchange contributed with an increase in common stockholders’ equity of $923 million, which included $612.4 million in newly issued common stock and surplus and $310.6 million favorable impact to accumulated deficit, including $80.3 million in gains on the early extinguishment of junior subordinated debentures that were related to the trust preferred securities. In connection with the above mentioned exchange offer, the Corporation also agreed with the U.S. Treasury to exchange all $935 million of its outstanding shares of Series C preferred stock of the Corporation for $935 million of newly issued trust preferred securities. The transaction with the U.S. Treasury settled on August 24, 2009 and resulted in a favorable impact to accumulated deficit of $485.3 million.

The aforementioned exchanges resulted in total additions of $1.4 billion to Tier 1 common equity. The Corporation’s Tier 1 common to risk-weighted assets ratio increased from 2.45% at June 30, 2009 to 6.39% at December 31, 2009. See the Regulatory Capital section in this MD&A for a reconciliation of Tier 1 common to common stockholders’ equity and a discussion of the use of this non-GAAP financial measure in this report. Refer to the Exchange Offer section in this MD&A for a more detailed description of the above transactions.
     The following table provides a reconciliation of net income (loss) per common share (“EPS”) for the year ended December 31, 2009 and depicts the favorable impact that the exchanges had on EPS.
Table — Net Income per Common Share

(In thousands, except per share information)	2009

Net loss from continuing operations	$(553,947)
Net loss from discontinued operations	(19,972)
Preferred stock dividends	(39,857)
Preferred stock discount accretion	(4,515)
Favorable impact from exchange of shares of Series A and B preferred stock for common stock, net of issuance costs	230,388
Favorable impact from exchange of Series C preferred stock for trust preferred securities	485,280

Net income applicable to common stock	$97,377

Average common shares outstanding	408,229,498
Average potential common shares	—

Average common shares outstanding — assuming dilution	408,229,498

Basic and diluted EPS from continuing operations	$0.29
Basic and diluted EPS from discontinued operations	(0.05)

Total basic and diluted income per common share	$0.24

     Table A presents a five-year summary of the components of net income (loss) as a percentage of average total assets. Table B presents the changes in net income (loss) applicable to common stock and income (loss) per common share for the last three years. In addition, Table C provides selected financial data for the past five years. A glossary of selected financial terms has been included at the end of this MD&A.
     Total assets at December 31, 2009 amounted to $34.7 billion, a decrease of $4.1 billion, or 11%, compared with December 31, 2008. Total earning assets at December 31, 2009 decreased by $3.8 billion, or 11%, compared with December 31, 2008. The decline in total assets, when compared to the previous year, was principally due to a decrease in loans held-in-portfolio of $2.0 billion, or 8%, and a decrease in the portfolio of investment securities available-for-sale and held-to-maturity of $1.3 billion, or 16%. The Corporation has strengthened its underwriting standards and ensured appropriate pricing for its loans. As a result of this challenging financial environment and management’s decision to exit selected businesses on the United States mainland, the Corporation has experienced a reduction in the volume of loans. The decline in the Corporation’s investment securities available-for-sale and held-to-maturity portfolios, when compared to the previous year, was mainly driven by the sale and maturities of investment securities. The related proceeds were not fully reinvested as part of a strategy to deleverage the balance sheet. For detailed information on lending and investing activities, refer to the Statement of Condition Analysis and the Credit Risk Management and Loan Quality sections of this MD&A.

6	POPULAR, INC. 2009 ANNUAL REPORT
Table A
Components of Net (Loss) Income as a Percentage of Average Total Assets

	Year ended December 31,
	2009	2008	2007	2006	2005

Net interest income	3.01%	3.13%	2.77%	2.60%	2.64%
Provision for loan losses	(3.84)	(2.42)	(0.72)	(0.39)	(0.26)
Sales and valuation adjustments of investment securities	0.60	0.17	0.21	0.04	0.14
(Loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(0.10)	0.01	0.13	0.16	0.08
Trading account profit	0.11	0.11	0.08	0.08	0.07
Other non-interest income	1.84	1.74	1.43	1.32	1.29

	1.62	2.74	3.90	3.81	3.96
Operating expenses	(3.16)	(3.27)	(3.28)	(2.65)	(2.51)

(Loss) income from continuing operations before income tax and cumulative effect of accounting change	(1.54)	(0.53)	0.62	1.16	1.45
Income tax benefit (expense)	0.02	(1.13)	(0.19)	(0.29)	(0.31)
Cumulative effect of accounting change, net of tax	—	—	—	—	0.01

(Loss) income from continuing operations	(1.52)	(1.66)	0.43	0.87	1.15
(Loss) income from discontinued operations, net of tax	(0.05)	(1.38)	(0.57)	(0.13)	0.02

Net (loss) income	(1.57%)	(3.04%)	(0.14%)	0.74%	1.17%

     At December 31, 2009, assets were funded principally through deposits, primarily time deposits; supporting approximately 75% of the asset base; while borrowings, other liabilities and stockholders’ equity accounted for approximately 25%. This compares to 71% and 29% at December 31, 2008, respectively. For additional data on funding sources, refer to the Statement of Condition Analysis and Liquidity sections of this MD&A.
     Stockholders’ equity totaled $2.5 billion at December 31, 2009, compared with $3.3 billion at December 31, 2008. The reduction in stockholders’ equity from the end of 2008 to December 31, 2009 was principally due to the net loss for the current year of $573.9 million. At December 31, 2009, the Corporation was well-capitalized under the regulatory framework. Refer to Table I of this report for information on capital adequacy data, including regulatory capital ratios.
     The shares of the Corporation’s common stock are traded on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) system under the symbol BPOP. Table J shows the Corporation’s common stock performance on a quarterly basis during the last five years, including market prices and cash dividends declared.
     Further discussions of operating results, financial condition and business risks are presented in the narrative and tables included herein.
Legislative and Regulatory Developments
FDIC Rule Regarding Assessments
Market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. As a result, we may be required to pay significantly increased premiums or additional special assessments. In 2009, we paid $16.7 million for a special industry-wide FDIC deposit insurance assessment. Also, on November 12, 2009, the FDIC Board approved a final rule requiring banks to prepay their estimated quarterly assessments for the fourth quarter of 2009, as well as, for the years 2010, 2011, and 2012. In December 2009, the Corporation prepaid $221 million, which includes all of its quarterly assessments, typically paid one quarter in arrears, for the calendar quarters ending December 31, 2009 through December 31, 2012. Each quarter, the FDIC will bill banks for the actual risk-based premium for that quarter; such amounts will reduce the prepaid asset. Once the asset is exhausted, banks will resume paying and accounting for quarterly deposit insurance assessments as they did prior to the implementation of this rule. The FDIC decided that if the prepayment is not exhausted by June 30, 2013, any remaining amount will be returned to the banks. Additionally, in January 2010, the FDIC issued an Advance Notice of Proposed Rulemaking seeking comment on ways that the FDIC’s risk-based deposit insurance assessment system could be changed to account for the risks posed by certain employee

Table B
Changes in Net Income (Loss) Applicable to Common Stock and Net Income (Loss) per Common Share

	2009		2008		2007
(In thousands, except per common share amounts)	Dollars	Per share	Dollars	Per share	Dollars	Per share

Net (loss) income applicable to common stock for prior year	$(1,279,200)	$(4.55)	$(76,406)	$(0.27)	$345,763	$1.24
Favorable (unfavorable) changes in:
Net interest income	(177,951)	(0.63)	(26,454)	(0.10)	50,927	0.18
Provision for loan losses	(414,423)	(1.47)	(650,165)	(2.33)	(153,663)	(0.55)
Sales and valuation adjustments of investment securities	149,830	0.53	(31,153)	(0.11)	78,749	0.28
Trading account profit	(3,905)	(0.01)	6,448	0.02	939	—
Sales of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(41,078)	(0.15)	(54,028)	(0.19)	(16,291)	(0.06)
Other non-interest income	(38,320)	(0.14)	35,012	0.13	39,789	0.14
Gain on early extinguishment of debt	78,300	0.28	—	—	—	—
Impairment losses on long-lived assets	11,946	0.04	(3,013)	(0.01)	(10,478)	(0.04)
Goodwill and trademark impairment losses	12,480	0.04	199,270	0.71	(211,750)	(0.76)
Amortization of intangibles	2,027	0.01	(1,064)	—	1,576	0.01
All other operating expenses	77,779	0.28	13,541	0.05	(46,579)	(0.16)
Income tax	469,836	1.67	(371,370)	(1.33)	49,530	0.18

Change in (loss) income from continuing operations	(1,152,679)	(4.10)	(959,382)	(3.43)	128,512	0.46
Change in loss from discontinued operations, net of income tax	543,463	1.93	(296,434)	(1.06)	(204,918)	(0.73)

Net loss before preferred stock dividends, TARP preferred stock discount accretion, favorable impact from exchange of shares of Series A, B, and C preferred stock, and change in average common shares	(609,216)	(2.17)	(1,255,816)	(4.49)	(76,406)	(0.27)
Change in preferred stock dividends and in TARP preferred stock discount accretion	(9,075)	(0.03)	(23,384)	(0.08)	—	—
Change in favorable impact from exchange of shares of Series A and B preferred stock for common stock, net of issuance costs (Refer to Note 21)	230,388	0.82	—	—	—	—
Change in favorable impact from exchange of shares of Series C preferred stock to trust preferred securities (Refer to Note 21)	485,280	1.73	—	—	—	—
Change in average common shares**	—	(0.11)	—	0.02	—	—

Net income (loss) applicable to common stock	$97,377	$0.24	$(1,279,200)	$(4.55)	$(76,406)	$(0.27)

**	Reflects the effect of the shares repurchased, plus the shares issued through the Dividend Reinvestment Plan and the subscription rights offering, and the effect of stock options exercised in the years presented. The year 2009 reflects the effect of the issuance of 357,510,076 shares of common stock in exchange for its Series A and B preferred stock and for the trust preferred securities.

8	POPULAR, INC. 2009 ANNUAL REPORT
Table C
Selected Financial Data

	Year ended December 31,
(Dollars in thousands, except per share data)	2009	2008	2007	2006	2005

CONDENSED STATEMENTS OF OPERATIONS
Interest income	$1,854,997	$2,274,123	$2,552,235	$2,455,239	$2,081,940
Interest expense	753,744	994,919	1,246,577	1,200,508	859,075

Net interest income	1,101,253	1,279,204	1,305,658	1,254,731	1,222,865

Provision for loan losses	1,405,807	991,384	341,219	187,556	121,985
Net gain on sale and valuation adjustment of investment securities	219,546	69,716	100,869	22,120	66,512
Trading account profit	39,740	43,645	37,197	36,258	30,051
(Loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(35,060)	6,018	60,046	76,337	37,342
Other non-interest income	672,275	710,595	675,583	635,794	598,707
Operating expenses	1,154,196	1,336,728	1,545,462	1,278,231	1,164,168
Income tax (benefit) expense	(8,302)	461,534	90,164	139,694	142,710
Cumulative effect of accounting change, net of tax	—	—	—	—	3,607

(Loss) income from continuing operations	(553,947)	(680,468)	202,508	419,759	530,221
(Loss) income from discontinued operations, net of tax	(19,972)	(563,435)	(267,001)	(62,083)	10,481

Net (loss) income	$(573,919)	$(1,243,903)	$(64,493)	$357,676	$540,702

Net income (loss) applicable to common stock	$97,377	$(1,279,200)	$(76,406)	$345,763	$528,789

PER COMMON SHARE DATA*
Net income (loss):
Basic before cumulative effect of accounting change:
From continuing operations	$0.29	$(2.55)	$0.68	$1.46	$1.93
From discontinued operations	(0.05)	(2.00)	(0.95)	(0.22)	0.04

Total	$0.24	$(4.55)	$(0.27)	$1.24	$1.97

Diluted before cumulative effect of accounting change:
From continuing operations	$0.29	$(2.55)	$0.68	$1.46	$1.92
From discontinued operations	(0.05)	(2.00)	(0.95)	(0.22)	0.04

Total	$0.24	$(4.55)	$(0.27)	$1.24	$1.96

Basic after cumulative effect of accounting change:
From continuing operations	$0.29	$(2.55)	$0.68	$1.46	$1.94
From discontinued operations	(0.05)	(2.00)	(0.95)	(0.22)	0.04

Total	$0.24	$(4.55)	$(0.27)	$1.24	$1.98

Diluted after cumulative effect of accounting change:
From continuing operations	$0.29	$(2.55)	$0.68	$1.46	$1.93
From discontinued operations	(0.05)	(2.00)	(0.95)	(0.22)	0.04

Total	$0.24	$(4.55)	$(0.27)	$1.24	$1.97

Dividends declared	$0.02	$0.48	$0.64	$0.64	$0.64
Book value	3.89	6.33	12.12	12.32	11.82
Market price	2.26	5.16	10.60	17.95	21.15
Outstanding shares:
Average — basic	408,229,498	281,079,201	279,494,150	278,468,552	267,334,606
Average — diluted	408,229,498	281,079,201	279,494,150	278,703,924	267,839,018
End of period	639,540,105	282,004,713	280,029,215	278,741,547	275,955,391

AVERAGE BALANCES
Net loans**	$24,836,067	$26,471,616	$25,380,548	$24,123,315	$21,533,294
Earning assets	34,083,406	36,026,077	36,374,143	36,895,536	35,001,974
Total assets	36,569,370	40,924,017	47,104,935	48,294,566	46,362,329
Deposits	26,828,209	27,464,279	25,569,100	23,264,132	22,253,069
Borrowings	5,832,896	7,378,438	9,356,912	12,498,004	11,702,472
Total stockholders’ equity	2,852,065	3,358,295	3,861,426	3,741,273	3,274,808

PERIOD END BALANCES
Net loans**	$23,803,909	$26,268,931	$29,911,002	$32,736,939	$31,710,207
Allowance for loan losses	1,261,204	882,807	548,832	522,232	461,707
Earning assets	32,340,967	36,146,389	40,901,854	43,660,568	45,167,761
Total assets	34,736,325	38,882,769	44,411,437	47,403,987	48,623,668
Deposits	25,924,894	27,550,205	28,334,478	24,438,331	22,638,005
Borrowings	5,288,748	6,943,305	11,560,596	18,533,816	21,296,299
Total stockholders’ equity	2,538,817	3,268,364	3,581,882	3,620,306	3,449,247

SELECTED RATIOS
Net interest margin (taxable equivalent basis)	3.47%	3.81%	3.83%	3.72%	3.86%
Return on average total assets	(1.57)	(3.04)	(0.14)	0.74	1.17
Return on average common stockholders’ equity	(32.95)	(44.47)	(2.08)	9.73	17.12
Tier I capital to risk-adjusted assets	9.81	10.81	10.12	10.61	11.17
Total capital to risk-adjusted assets	11.13	12.08	11.38	11.86	12.44

*	Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods.

**	Includes loans held-for-sale.

compensation programs. Rulemaking as a result of this review could result in further assessments.
Financial Regulatory Reform
Reacting to the financial crisis and proposals from the Administration, Congress is considering extensive changes to the laws regulating financial services firms. In December 2009, the House of Representatives approved the “Wall Street Reform and Consumer Protection Act”. The Senate Banking Committee plans to consider a version of financial regulatory reform legislation in February 2010.
     The proposed legislation addresses risks to the economy and the payments system, especially those posed by large “systemically significant” financial firms, through a variety of measures, including regulatory oversight of nonbanking entities, increased capital requirements, enhanced authority to limit activities and growth, changes in supervisory authority, resolution authority for failed financial firms, enhanced regulation of derivatives and asset-backed securities (e.g., requiring loan originators to retain at least 5% of the credit risk of securitized exposures), restrictions on executive compensation, and oversight of credit rating agencies. The House bill would establish a new independent Consumer Financial Protection Agency (“CFPA”) that would regulate consumer financial services and products, including credit, savings and payment products to prevent “unfair, deceptive or abusive practices,” promote product “simplicity” and ensure “equal access” to financial products. The CFPA would have sole rulemaking and interpretive authority under existing and future consumer financial services laws and supervisory, examination and enforcement authority over institutions subject to its regulations. Proposals have also been put forward that would limit the ability of federal laws to preempt state and local law. The President has made the enactment of financial reform legislation a priority, although there is significant opposition to several components, including the creation of a CFPA. Passage of the House bill in its present form would have an adverse impact on the Corporation, but prospects for approval of the legislation, and the content of a final bill are unclear.
     Additionally, in January 2010, the Administration announced plans to propose a “Financial Crisis Responsibility Fee” over a ten-year period on large financial firms to offset the cost of the U.S. Treasury’s Troubled Asset Relief Program. As currently outlined, the Corporation would not be subject to the fee because the size of the Corporation’s balance sheet does not exceed the $50 billion threshold established by the proposal. As proposed, beginning June 30, 2010 qualifying institutions would pay 15 basis points on total assets less Tier 1 capital and deposits. Whether the fee will be implemented, and how is uncertain.
Legislation Addressing Overdraft Programs and Credit Card Practices
In November 2009, the Board of Governors of the Federal Reserve System promulgated a final rule (the “Final Rule”), amending Regulation E, to require financial institutions to obtain an accountholder’s consent prior to assessing any fees or charges in connection with the payment of any consumer overdraft for any ATM or one-time debit transaction. This move represents the latest in a series of actions by federal banking regulators and Congress to provide greater consumer protections (such as those provided by the recently enacted Credit Card Accountability Responsibility and Disclosure Act of 2009, referred herein as the “Credit CARD Act”). The Final Rule applies to all accounts subject to Regulation E, including payroll cards, and must be implemented no later than July 1, 2010. Under the Final Rule, a financial institution may not assess a fee or charge on a consumer’s account for paying an ATM withdrawal or one-time debit card transaction pursuant to the institution’s overdraft service unless the institution: (i) provides the consumer with a notice explaining the overdraft service; (ii) provides a reasonable opportunity for the consumer to affirmatively consent (opt-in) to the service for such transactions; (iii) obtains the consumer’s affirmative consent, or opt-in, to the institution’s payment of ATM withdrawals or one-time debit card transactions pursuant to the institution’s overdraft service; and (iv) provides the consumer with written confirmation of the consumer’s consent.
     However, some members of Congress apparently understood that these requirements did not adequately address the issues associated with overdraft programs, thus leading to the introduction by the U.S. House and Senate of two substantially similar overdraft coverage bills intended to amend the Truth in Lending Act (collectively, the “Overdraft Acts”), which are currently pending in committee and, as further discussed below, contain provisions which are notably more restrictive than those of the Final Rule.
     While the proposed Overdraft Acts contain initial notice and opt-in requirements which are substantially similar to those contained in the Final Rule, they go far beyond the scope of the Final Rule by imposing requirements such as the following: (i) limitation on the number of overdraft fees; (ii) limitation on the amount of overdraft fees; (iii) prohibition on processing manipulation (requires an institution to post transactions to a consumer’s account in such a manner which does not cause the consumer to incur otherwise avoidable overdraft fees); (iv) elimination of overdraft fees caused by “holds” (prohibits an institution from assessing an overdraft fee for paying an overdraft if the overdraft would not have occurred but for a hold placed on funds in the consumer’s account in connection with a debit card transaction which exceeds the actual dollar amount of the overdraft); (v) consumer warning prior to overdraft; and (vi) consumer notification following overdraft.

10	POPULAR, INC. 2009 ANNUAL REPORT
     If adopted in their current form, the Overdraft Acts would negatively impact the Corporation’s net interest income, service charges on deposit accounts and other credit and debit card fees.
     In May 2009, the Credit CARD Act was enacted. The Credit CARD Act makes numerous changes to the Truth in Lending Act, affecting the marketing, underwriting, pricing, billing and other aspects of the consumer credit card business. Several provisions of the Credit CARD Act became effective in August 2009, but most of the requirements became effective in February 2010 and others will become effective in August 2010. Legislation has been proposed to accelerate the effective date of all of the Credit CARD Act provisions as soon as the legislation is enacted, but prospects for enactment are uncertain. The Credit CARD Act establishes certain provisions, such as those addressing limitations on interest rate increases, late and over-limit fees and payment allocation. The Credit CARD Act will negatively impact the Corporation’s net interest income, service charges on deposit accounts and other credit and debit card service fees.
Subsequent Events
Management has evaluated the effects of subsequent events that have occurred subsequent to December 31, 2009. There are no material events that would require recognition or disclosure in the consolidated financial statements for the year ended December 31, 2009.
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
Fair Value Measurement of Financial Instruments
The Corporation measures fair value as required by ASC Subtopic 820-10 “Fair Value Measurements and Disclosures”; which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Corporation currently measures at fair value on a recurring basis its trading assets, available-for-sale securities, derivatives and mortgage servicing rights. Occasionally, the Corporation may be required to record at fair value other assets on a nonrecurring basis, such as loans held-for-sale, impaired loans held-in-portfolio that are collateral dependent and certain other assets. These nonrecurring fair value adjustments typically result from the application of lower of cost or fair value accounting or write-downs of individual assets.
     As required by ASC Subtopic 820-10, the Corporation categorizes its assets and liabilities measured at fair value under the three-level hierarchy. The level within the hierarchy is based on whether the inputs to the valuation methodology used for the fair value measurement are observable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from external sources. Unobservable inputs reflect the Corporation’s estimates about assumptions that market participants would use in pricing the asset or liability based on the best information available. The hierarchy is broken down into three-levels based on the reliability of inputs as follows:
•	Level 1— Unadjusted quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date. No significant degree of judgment for these valuations is needed, as they are based on quoted prices that are readily available in an active market.

•	Level 2— Quoted prices other than those included in Level 1 that are observable either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and other inputs that are observable or that can be corroborated by observable market data for substantially the full term of the financial instrument.

•	Level 3— Unobservable inputs that are supported by little or no market activity and that are significant to the fair value measurement of the financial asset or liability. Unobservable inputs reflect the Corporation’s own assumptions about what market participants would use to price the asset or liability, including assumptions about risk. The inputs are developed based on the best available information, which might include the Corporation’s own data, such as internally-developed models and discounted cash flow analyses.
     The Corporation requires the use of observable inputs when available, in order to minimize the use of unobservable inputs to determine fair value. The amount of judgment involved in estimating the fair value of a financial instrument depends upon the availability of quoted market prices or observable market parameters. In addition, it may be affected by other factors such as the type of instrument, the liquidity of the market for the instrument, transparency around the inputs to the valuation, as well as the contractual characteristics of the instrument.
     If listed prices or quotes are not available, the Corporation employs valuation models that primarily use market-based inputs including yield curves, interest rate curves, volatilities, credit curves, and discount, prepayment and delinquency rates, among other considerations. When market observable data is not available, the valuation of financial instruments becomes more subjective and involves substantial judgment. The need to use unobservable inputs generally results from diminished observability of both actual trades and assumptions resulting from the lack of market liquidity for those types of loans or securities. When fair values are estimated based on modeling techniques such as discounted cash flow models, the Corporation uses assumptions such as interest rates, prepayment speeds, default rates, loss severity rates and discount rates. Valuation adjustments are limited to those necessary to ensure that the financial instrument’s fair value is adequately representative of the price that would be received or paid in the marketplace.
     Management believes that fair values are reasonable and consistent with the fair value measurement guidance based on the Corporation’s internal validation procedure and consistency of the processes followed, which include obtaining market quotes when possible or using valuation techniques that incorporate market-based inputs.
     Refer to Note 36 to the consolidated financial statements for information on the Corporation’s fair value measurement disclosures required by the standard. At December 31, 2009, approximately $7.0 billion, or 94%, of the assets measured at fair value on a recurring basis, used market-based or market-derived valuation inputs in their valuation methodology and, therefore, were classified as Level 1 or Level 2. The majority of instruments measured at fair value are classified as Level 2, including U.S. Treasury securities, obligations of U.S. Government sponsored entities, obligations of Puerto Rico, States and political subdivisions, most mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”), and derivative instruments. U.S. Treasury securities are valued based on yields that are interpolated from the constant maturity treasury curve. Obligations of U.S. Government sponsored entities are priced based on an active exchange market and on quoted prices for similar securities. Obligations of Puerto Rico, States and political subdivisions are valued based on trades, bid price or spread, two sided markets, quotes, benchmark curves, market data feeds, discount and capital rates and trustee reports. MBS and CMOs are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Refer to the Derivatives section below for a description of the valuation techniques used to value these instruments. The Corporation uses prices from third-party pricing sources to measure the fair value of most of these financial instruments. These prices are compared for reasonability with other sources and differences that exceed a pre-established threshold are further validated to ensure compliance with the fair value measurement guidance. Validations may include comparisons with secondary pricing services, as well as corroborations with secondary broker quotes and relevant benchmark indices. Furthermore, the Corporation also reviews the fair value documentation provided by the third-party pricing services and validates an indicative sample of the inputs utilized by the third-party pricing services.
     At December 31, 2009, the remaining 6% of assets measured at fair value on a recurring basis were classified as Level 3 since their valuation methodology considered significant unobservable inputs. The financial assets measured as Level 3 mostly include tax exempt mortgage-backed securities guaranteed by GNMA and Federal National Mortgage Association (“FNMA”), and mortgage servicing rights (“MSRs”). Agency tax exempt mortgage-backed securities are priced using a local demand price matrix prepared from local dealer quotes and other local investments such as corporate securities, and local mutual funds priced by local dealers. MSRs, on the other hand, are priced internally using a discounted cash flow model which considers servicing fees, portfolio characteristics, prepayment assumptions, delinquency rates, late charges, other ancillary revenues, cost to service and other economic factors. Additionally, the Corporation reported $877 million of financial assets that were measured at fair value on a nonrecurring basis at December 31, 2009, all of which were classified as Level 3 in the hierarchy.
     Commencing in January 2009, the Corporation adopted the provisions of fair value measurements and disclosures for nonfinancial assets, particularly impacting other real estate. Nonfinancial assets reported under the guidelines of ASC 820-10 amounted to $65 million at December 31, 2009.
     The fair value measurements and disclosures guidance in ASC Subtopic 820-10 also addresses measuring fair value in situations where markets are inactive and transactions are not orderly. Transactions or quoted prices for assets and liabilities may not be determinative of fair value when transactions are not orderly and thus may require adjustments to estimate fair value. Price quotes based on transactions that are not orderly should be given little, if any, weight in measuring fair value. Price quotes based upon transactions that are orderly shall be considered in determining fair value and the weight given is based on facts and circumstances. If sufficient information is not available to determine if price quotes are based upon orderly transactions, less weight should be given

12	POPULAR, INC. 2009 ANNUAL REPORT
to the price quote relative to other transactions that are known to be orderly.
     The lack of liquidity is incorporated into the fair value measurement based on the type of asset measured and the valuation methodology used. An illiquid market is one in which little or no observable activity has occurred or one that lacks willing buyers or willing sellers. Discounted cash flow techniques incorporate forecasting of expected cash flows discounted at appropriate market discount rates to reflect the lack of liquidity in the market which a market participant would consider. Broker quotes used for fair value measurements inherently reflect any lack of liquidity in the market since they represent an exit price for the perspective of the market participants.
     Financial assets that were fair valued using broker quotes amounted to $271 million at December 31, 2009, from which $264 million were Level 3 assets and $7 million were Level 2 assets. These assets consisted principally of tax-exempt agency mortgage-backed securities. Fair value for these securities is based on an internally-prepared matrix derived from an average of two indicative local broker quotes, and adjusted for additional inputs obtained from industry sources for FNMA tax-exempt mortgage-backed securities. The main input used in the matrix pricing is non-binding local broker quotes obtained from limited trade activity. Therefore, these securities are classified as Level 3. To ensure fair value is consistent with ASC Subtopic 820-10, these prices are validated by reviewing the prices provided by the brokers to verify any discrepancies between quotes, testing matrix prices using the weighted average against the total pool price provided by the broker, assessing the spread between local tax-exempt mortgage-backed securities and the price of U.S. mortgage-backed securities for reasonability and validating inputs with external pricing service providers.
     There were no significant changes in the Corporation’s valuation methodologies at December 31, 2009 when compared with December 31, 2008. Refer to Note 36 to the consolidated financial statements for a description of the Corporation’s valuation methodologies used for the assets and liabilities measured at fair value at December 31, 2009.
Trading Account Securities and Investment Securities Available-for-Sale
The majority of the values for trading account securities and investment securities available-for-sale are obtained from third-party pricing service providers and, as indicated earlier, are validated with alternate pricing sources when available. Securities not priced by a secondary pricing source are documented and validated internally according to their significance to the Corporation’s financial statements. Management has established materiality thresholds according to the investment class to monitor and investigate material deviations in prices obtained from the primary pricing service provider and the secondary pricing source used as support for the valuation results. During the year ended December 31, 2009, the Corporation did not adjust any prices obtained from pricing service providers or broker dealers.
     Inputs are evaluated to ascertain that they consider current market conditions, including the relative liquidity of the market. When a market quote for a specific security is not available, the pricing service provider generally uses observable data to derive an exit price for the instrument, such as benchmark yield curves and trade data for similar products. To the extent trading data is not available, the pricing service provider relies on specific information including dialogue with brokers, buy side clients, credit ratings, spreads to established benchmarks and transactions on similar securities, to draw correlations based on the characteristics of the evaluated instrument. If for any reason the pricing service provider cannot observe data required to feed its model, it discontinues pricing the instrument. During the year ended December 31, 2009, none of the Corporation’s investment securities were subject to pricing discontinuance by the pricing service providers. The pricing methodology and approach of our primary pricing service providers is concluded to be consistent with the fair value measurement guidance.
     Furthermore, management assesses the fair value of its portfolio of investment securities at least on a quarterly basis, which includes analyzing changes in fair value that have resulted in losses that may be considered other-than-temporary. Factors considered include, for example, the nature of the investment, severity and duration of possible impairments, industry reports, sector credit ratings, economic environment, creditworthiness of the issuers and any guarantees.
     Securities are classified in the fair value hierarchy according to product type, characteristics and market liquidity. At the end of each quarter, management assesses the valuation hierarchy for each asset or liability measured. The fair value measurement analysis performed by the Corporation includes validation procedures and review of market changes, pricing methodology, assumption and level hierarchy changes, and evaluation of distressed transactions.
     At December 31, 2009, the Corporation’s portfolio of trading and investment securities available-for-sale amounted to $7.2 billion and represented 97% of the Corporation’s assets from continuing operations measured at fair value on a recurring basis. As of December 31, 2009, net unrealized gains on the trading and available-for-sale investment securities portfolios approximated $20 million and $104 million, respectively. Fair values for most of the Corporation’s trading and investment securities available-for-sale are classified as Level 2. Trading and investment securities available-for-sale classified as Level 3, which are the securities that involved the highest degree of judgment, represent only 4% of the Corporation’s total portfolio of trading and investment securities available-for-sale.
Derivatives
Derivatives, such as interest rate swaps, interest rate caps and index options, are traded in over-the-counter active markets. These derivatives are indexed to an observable interest rate benchmark, such as LIBOR or equity indexes, and are priced using an income approach based on present value and option pricing models using observable inputs. Other derivatives are liquid and have quoted prices, such as forward contracts or “to be announced” securities (“TBAs”). All of these derivatives held by the Corporation are classified as Level 2. Valuations of derivative assets and liabilities reflect the values associated with counterparty risk and nonperformance risk, respectively. The non-performance risk, which measures the Corporation’s own credit risk, is determined using internally-developed models that consider the net realizable value of the collateral posted, remaining term, and the creditworthiness or credit standing of the Corporation. The counterparty risk is also determined using internally-developed models which incorporate the creditworthiness of the entity that bears the risk, net realizable value of the collateral received, and available public data or internally-developed data to determine their probability of default. To manage the level of credit risk, the Corporation employs procedures for credit approval and credit limits, monitors the counterparty credit condition, enters into master netting agreements whenever possible and, when appropriate, request additional collateral. The Corporation assessed that the maximum exposure to a deterioration of the counterparty’s credit is equal to the amount reported on the balance sheet as derivative asset reduced by the net realizable value of the collateral received. At December 31, 2009, this exposure is estimated to be $38 million. During the year ended December 31, 2009, inclusion of the credit risk in the fair value of the derivatives resulted in a net loss of $4.8 million recorded in the other operating income caption of the consolidated statement of operations, which consisted of a loss of $6.8 million resulting from the Corporation’s own credit standing adjustment and a gain of $2.0 million from the assessment of the counterparties’ credit risk.
Mortgage Servicing Rights
Mortgage servicing rights (“MSRs”), which amounted to $170 million at December 31, 2009, do not trade in an active, open market with readily observable prices. Fair value is estimated based upon discounted net cash flows calculated from a combination of loan level data and market assumptions. The valuation model combines loans with common characteristics that impact servicing cash flows (e.g., investor, remittance cycle, interest rate, product type, etc.) in order to project net cash flows. Market valuation assumptions include prepayment speeds, discount rate, cost to service, escrow account earnings, and contractual servicing fee income, among other considerations. Prepayment speeds are derived from market data that is more relevant to U.S. mainland loan portfolios and, thus, are adjusted for the Corporation’s loan characteristics and portfolio behavior since prepayment rates in Puerto Rico have been historically lower. Other assumptions are, in the most part, directly obtained from third-party providers. Disclosure of two of the key economic assumptions used to measure MSRs, which are prepayment speed and discount rate, and a sensitivity analysis to adverse changes to these assumptions, is included in Note 13 to the consolidated financial statements.
Loans held-in-portfolio considered impaired under ASC Subsection 310-10-35 that are collateral dependent
The impairment is measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, size and supply and demand. Continued deterioration of the housing markets and the economy in general have adversely impacted and continue to affect the market activity related to real estate properties. These collateral dependent impaired loans are classified as Level 3 and are reported as a nonrecurring fair value measurement.
Loans and Allowance for Loan Losses
Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding.
     Recognition of interest income on commercial and construction loans is discontinued when the loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. The impaired portions on these loans are charged-off at no longer than 365 days past due. Recognition of interest income on mortgage loans is discontinued when 90 days or more in arrears on payments of principal or interest. The impaired portions on mortgage loans are charged-off at 180 days past due. Recognition of interest income on closed-end consumer loans and home equity lines of credit is discontinued when the loans are 90 days or more in arrears on payments of principal or interest. Income is generally recognized on open-end consumer loans, except for home equity lines of credit, until the loans are charged-off. Recognition of interest income for lease financing is ceased when loans are 90 days or more in arrears. Closed-end consumer loans and leases are charged-off when they are 120 days in arrears. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears.
     Certain loans which would be treated as non-accrual loans pursuant to the foregoing policy are treated as accruing loans if they are considered well-secured and in the process of collection. Also, unsecured retail loans to borrowers who declare bankruptcy

14	POPULAR, INC. 2009 ANNUAL REPORT
are charged-off within 60 days of receipt of notification of filing from the bankruptcy court.
     Once a loan is placed on non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. Loans designated as non-accruing are not returned to an accrual status until interest is received on a current basis and those factors indicative of doubtful collection cease to exist. Special guidelines exist for troubled-debt restructurings.
     One of the most critical and complex accounting estimates is associated with the determination of the allowance for loan losses. The provision for loan losses charged to current operations is based on this determination. The Corporation’s assessment of the allowance for loan losses is determined in accordance with accounting guidance, specifically guidance of loss contingencies in ASC Subtopic 450-20 and loan impairment guidance in ASC Section 310-10-35.
     The accounting guidance provides for the recognition of a loss allowance for groups of homogeneous loans. During 2009, the Corporation enhanced the reserve assessment of homogeneous loans by establishing a more granular segmentation of loans with similar risk characteristics, reducing the historical base loss periods employed, and strengthening the analysis pertaining to the environmental factors considered. The revised segmentation considers business segments and product types, which are further segregated based on their secured or unsecured status. The determination for general reserves of the allowance for loan losses is based on historical net loss rates (including losses from impaired loans) by loan type and by legal entity adjusted for recent net charge-off trends and environmental factors. The base net loss rates are based on the moving average of annualized net charge-offs computed over a 3-year historical loss window for commercial and construction loan portfolios, and an 18-month period for consumer loan portfolios. The net charge-off trend factors are applied to adjust the base loss rates based on recent loss trends. The environmental factors, which include credit and macroeconomic indicators, are assessed to account for current market conditions that are likely to cause estimated credit losses to differ from historical loss experience. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each group. Correlation and regression analyses are used to select and weight these indicators. For subprime mortgage loans, the allowance for loan losses is established to cover at least one year of projected losses which are inherent in these portfolios.
     According to the accounting guidance criteria for specific impairment of a loan, up to December 31, 2008, the Corporation defined as impaired loans those commercial and construction borrowers with outstanding debt of $250,000 or more and with interest and /or principal 90 days or more past due. Also, specific commercial and construction borrowers with outstanding debt of $500,000 and over were deemed impaired when, based on current information and events, management considered that it was probable that the debtor would be unable to pay all amounts due according to the contractual terms of the loan agreement. Effective January 1, 2009, the Corporation continues to apply the same definition except that it prospectively increased the threshold of outstanding debt to $1,000,000 for the identification of newly impaired loans. Although the accounting codification guidance for specific impairment of a loan excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g., mortgage loans), it specifically requires that loan modifications considered troubled debt restructurings (“TDRs”) be analyzed under its provisions. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent. The fair value of the collateral is generally obtained from appraisals. The Corporation requests updated appraisal reports for loans that are considered impaired following a corporate reappraisal policy. This policy requires updated appraisals for loans secured by real estate (including construction loans) either annually, every two years or every three years depending on the total exposure of the borrower. As a general procedure, the Corporation internally reviews appraisals as part of the underwriting and approval process and also for credits considered impaired.
     TDRs represent loans where concessions have been granted to borrowers experiencing financial difficulties that the creditor would not otherwise consider. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. These concessions stem from an agreement between the creditor and the debtor or are imposed by law or a court. Classification of loan modifications as TDRs involves a degree of judgment. Indicators that the debtor is experiencing financial difficulties include, for example: (i) the debtor is currently in default on any of its debt; (ii) the debtor has declared or is in the process of declaring bankruptcy; (iii) there is significant doubt as to whether the debtor will continue to be a going concern; (iv) currently, the debtor has securities that have been delisted, are in the process of being delisted, or are under threat of being delisted from an exchange; and (v) based on estimates and projections that only encompass the current business capabilities, the debtor forecasts that its entity-specific cash flows will be insufficient to service the debt (both interest and principal) in accordance with the contractual terms of the existing agreement through maturity; and absent the current modification, the debtor cannot obtain funds from sources other than the existing creditors at an effective interest rate equal to the current market interest rate for similar debt for a nontroubled debtor. The identification of TDRs is critical in the determination of the adequacy of the allowance for loan losses. Loans classified as TDRs are reported in non-accrual status if the loan was in non-accruing status at the time of the modification. The TDR loan should continue in non-accrual status until the borrower has demonstrated a willingness and ability to make the restructured loan payments (at least six months of sustained performance after classified as TDR). Loans classified as TDRs are excluded from TDR status if performance under the restructured terms exists for a reasonable period (at least twelve months of sustained performance after classified) and the loan yields a market rate.
     The Corporation’s management evaluates the adequacy of the allowance for loan losses on a quarterly basis following a systematic methodology in order to provide for known and inherent risks in the loan portfolio. In developing its assessment of the adequacy of the allowance for loan losses, the Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic developments affecting specific customers, industries or markets. Other factors that can affect management’s estimates are the years of historical data to include when estimating losses, the level of volatility of losses in a specific portfolio, changes in underwriting standards, financial accounting standards and loan impairment measurement, among others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold may all affect the required level of the allowance for loan losses. Consequently, the business, financial condition, liquidity, capital and results of operations could also be affected.
     A discussion about the process used to estimate the allowance for loan losses is presented in the Credit Risk Management and Loan Quality section of this MD&A.
Income Taxes
Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and attributable to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or paid. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the changes are enacted.
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
     A deferred tax asset should be reduced by a valuation allowance if based on the weight of all available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or the entire deferred tax asset will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. The determination of whether a deferred tax asset is realizable is based on weighting all available evidence, including both positive and negative evidence. The realization of deferred tax assets, including carryforwards and deductible temporary differences, depends upon the existence of sufficient taxable income of the same character during the carryback or carryforward period. The realization of deferred tax assets requires the consideration of all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years and tax-planning strategies.
     The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2009. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position is considered significant negative evidence and has caused the Corporation to conclude that it will not be able to realize the deferred tax assets in the future. At December 31, 2009, the Corporation recorded a full valuation allowance of $1.1 billion on the deferred tax assets of the Corporation’s U.S. operations. At December 31, 2009, the Corporation had deferred tax assets related to its Puerto Rico operations amounting to $382 million. The Corporation has assessed the realization of the Puerto Rico portion of the net deferred tax assets and based on the weighting of all available evidence has concluded that it is more likely than not that such net deferred tax assets will be realized. Management will reassess the realization of the deferred tax assets based on the criteria of the applicable accounting pronouncement each reporting period.
     Changes in the Corporation’s estimates can occur due to changes in tax rates, new business strategies, newly enacted guidance, and resolution of issues with taxing authorities regarding previously taken tax positions. Such changes could affect the amount of accrued taxes. The current income tax payable for 2009 has been paid during the year in accordance with estimated tax payments rules. Any remaining payment will not have any significant impact on liquidity and capital resources.

16	POPULAR, INC. 2009 ANNUAL REPORT
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
     The Corporation establishes tax liabilities or reduces tax assets for uncertain tax positions when, despite its assessment that its tax return positions are appropriate and supportable under local tax law, the Corporation believes it may not succeed in realizing the tax benefit of certain positions if challenged. In evaluating a tax position, the Corporation determines whether it is more likely than not that the position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Corporation’s estimate of the ultimate tax liability contains assumptions based on past experiences, and judgments about potential actions by taxing jurisdictions as well as judgments about the likely outcome of issues that have been raised by taxing jurisdictions. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Corporation evaluates these uncertain tax positions each quarter and adjusts the related tax liabilities or assets in light of changing facts and circumstances, such as the progress of a tax audit or the expiration of a statute of limitations. The Corporation believes the estimates and assumptions used to support its evaluation of uncertain tax positions are reasonable.
     The amount of unrecognized tax benefits, including accrued interest, as of December 31, 2009 amounted to $49 million. Refer to Note 30 to the consolidated financial statements for further information on this subject matter. As a result of examinations, the Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $15 million.
     The amount of unrecognized tax benefits may increase or decrease in the future for various reasons including adding amounts for current tax year positions, expiration of open income tax returns due to the statutes of limitation, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity and the addition or elimination of uncertain tax positions. Although the outcome of tax audits is uncertain, the Corporation believes that adequate amounts of tax, interest and penalties have been provided for any adjustments that are expected to result from open years. From time to time, the Corporation is audited by various federal, state and local authorities regarding income tax matters. Although management believes its approach in determining the appropriate tax treatment is supportable and in accordance with the accounting standards, it is possible that the final tax authority will take a tax position that is different than the tax position reflected in the Corporation’s income tax provision and other tax reserves. As each audit is conducted, adjustments, if any, are appropriately recorded in the consolidated financial statement in the period determined. Such differences could have an adverse effect on the Corporation’s income tax provision or benefit, or other tax reserves, in the reporting period in which such determination is made and, consequently, on the Corporation’s results of operations, financial position and / or cash flows for such period.
Goodwill
The Corporation’s goodwill and other identifiable intangible assets having an indefinite useful life are tested for impairment. Intangibles with indefinite lives are evaluated for impairment at least annually and on a more frequent basis if events or circumstances indicate impairment could have taken place. Such events could include, among others, a significant adverse change in the business climate, an adverse action by a regulator, an unanticipated change in the competitive environment and a decision to change the operations or dispose of a reporting unit.
     Under applicable accounting standards, goodwill impairment analysis is a two-step test. The first step of the goodwill impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed. The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles (including any unrecognized intangible assets, such as unrecognized core deposits and trademark) as if the reporting unit was being acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Corporation estimates the fair values of the assets and liabilities of a reporting unit, consistent with the requirements of the fair value measurements accounting standard, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of the assets and liabilities reflects market conditions, thus volatility in prices could have a material impact on the determination of the implied fair value of the reporting unit goodwill at the impairment test date. The adjustments to measure the assets, liabilities and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the consolidated statement of condition. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under applicable accounting standards.
     At December 31, 2009, goodwill totaled $604 million. Note 14 to the consolidated financial statements provide an allocation of goodwill by business segment. In October 2009, the Corporation recorded a goodwill write-off amounting to $2.2 million as a result of the sale of the six New Jersey branches pertaining to BPNA.
     The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2009 using July 31, 2009 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which basically are the legal entities that compose the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.
     In determining the fair value of a reporting unit, the Corporation generally uses a combination of methods, including market price multiples of comparable companies and transactions, as well as discounted cash flow analysis. Management evaluates the particular circumstances of each reporting unit in order to determine the most appropriate valuation methodology. The Corporation evaluates the results obtained under each valuation methodology to identify and understand the key value drivers in order to ascertain that the results obtained are reasonable and appropriate under the circumstances. Elements considered include current market and economic conditions, developments in specific lines of business, and any particular features in the individual reporting units.
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
     For purposes of the market comparable approach, valuations were determined by calculating average price multiples of relevant value drivers from a group of companies that are comparable to the reporting unit being analyzed and applying those price multiples to the value drivers of the reporting unit. Multiples used are minority based multiples and thus, no control premium adjustment is made to the comparable companies market multiples. While the market price multiple is not an assumption, a presumption that it provides an indicator of the value of the reporting unit is inherent in the valuation. The determination of the market comparables also involves a degree of judgment.
     For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.) The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 11.24% to 17.78% for the 2009 analysis. The Ibbottson Build-Up Model builds up a cost of equity starting with the rate of return of a “risk less” asset (10 year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium, and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.
     For BPNA, the only reporting unit that failed Step 1, the Corporation determined the fair value of Step 1 utilizing a market value approach based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. The market multiples used included “price to book” and “price to tangible book”. Additionally, the Corporation determined the reporting unit fair value using a DCF analysis based on BPNA’s financial projections, but assigned no weight to it given that the current market approaches provide a more meaningful measure of fair value considering the reporting unit’s financial performance and current market conditions. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31), requiring the completion of Step 2. In accordance with accounting standards, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete Step 2, the Corporation subtracted from BPNA’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $404 million at July 31, 2009, resulting in no goodwill impairment. The reduction

18	POPULAR, INC. 2009 ANNUAL REPORT
in BPNA’s Step 1 fair value was offset by a reduction in the fair value of its net assets, resulting in an implied fair value of goodwill that exceeds the recorded book value of goodwill.
     The analysis of the results for Step 2 indicates that the reduction in the fair value of the reporting unit was mainly attributed to the deteriorated fair value of the loan portfolios and not to the fair value of the reporting unit as a going concern entity. The current negative performance of the reporting unit is principally related to deteriorated credit quality in its loan portfolio, which agrees with the results of the Step 2 analysis. The fair value determined for BPNA’s loan portfolio in the July 31, 2009 annual test represented a discount of 21.7%, compared with 41.6% at December 31, 2008. The discount is mainly attributed to market participant’s expected rate of returns, which affected the market discount on the commercial and construction loan portfolios and deteriorated credit quality of the consumer and mortgage loan portfolios of BPNA. Refer to the Reportable Segments Results section of this MD&A, which provides highlights of BPNA’s reportable segment financial performance for the year ended December 31, 2009. BPNA’s provision for loan losses, as a stand-alone legal entity, which is the reporting unit level used for the goodwill impairment analysis, amounted to $633.4 million for the year ended December 31, 2009, which represented 115% of BPNA legal entity’s net loss of $552.0 million for that period.
If the Step 1 fair value of BPNA declines further in the future without a corresponding decrease in the fair value of its net assets or if loan discounts improve without a corresponding increase in the Step 1 fair value, the Corporation may be required to record a goodwill impairment charge. The Corporation engaged a third-party valuator to assist management in the annual evaluation of BPNA’s goodwill (including Step 1 and Step 2) as well as BPNA’s loan portfolios as of the July 31, 2009 valuation date. Management discussed the methodologies, assumptions and results supporting the relevant values for conclusions and determined they were reasonable.
     For the BPPR reporting unit, had the average reporting unit estimated fair value calculated in Step 1 using all valuation methodologies been approximately 25% lower, there would still be no requirement to perform a Step 2 analysis, thus there would be no indication of impairment on the goodwill recorded in BPPR at July 31, 2009. For the BPNA reporting unit, had the estimated implied fair value of goodwill calculated in Step 2 been approximately 67% lower, there would still be no impairment of the goodwill recorded in BPNA at July 31, 2009. The goodwill balance of BPPR and BPNA, as legal entities, represented approximately 89% of the Corporation’s total goodwill balance as of the July 31, 2009 valuation date.
     Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2009 annual assessment were reasonable.
     The goodwill impairment evaluation process requires the Corporation to make estimates and assumptions with regard to the fair value of the reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact the Corporation’s results of operations and the reporting units where the goodwill is recorded. Declines in the Corporation’s market capitalization increase the risk of goodwill impairment in the future.
     Management monitors events or changes in circumstances between annual tests to determine if these events or changes in circumstances would more likely than not reduce the fair value of a reporting unit below its carrying amount. As indicated in this MD&A, the economic situation in the United States and Puerto Rico, including deterioration in the housing market and credit market, continued to negatively impact the financial results of the Corporation during 2009.
     Accordingly, management continued monitoring the fair value of the reporting units, particularly the unit that failed the Step 1 test in the annual goodwill impairment evaluation. As part of the monitoring process, management performed an assessment for BPNA at December 31, 2009. The Corporation determined BPNA’s fair value utilizing the same valuation approaches (market and DCF) used in the annual goodwill impairment test. The determined fair value for BPNA at December 31, 2009 continued to be below its carrying amount under all valuation approaches. The fair value determination of BPNA’s assets and liabilities was updated at December 31, 2009 utilizing valuation methodologies consistent with the July 31, 2009 test. The results of the assessment at December 31, 2009 indicated that the implied fair value of goodwill exceeded the goodwill carrying amount, resulting in no goodwill impairment. The results obtained in the December 31, 2009 assessment were consistent with the results of the annual impairment test in that the reduction in the fair value of BPNA was mainly attributable to a significant reduction in the fair value of BPNA’s loan portfolio. The discount on BPNA’s loan portfolio was approximately 20% at December 31, 2009.
Pension and Postretirement Benefit Obligations
The Corporation provides pension and restoration benefit plans for certain employees of various subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR.
In February 2009, BPPR’s non-contributory defined pension and benefit restoration plans (“the Plans”) were frozen with regards to all future benefit accruals after April 30, 2009. This action was taken by the Corporation to generate significant cost savings in light of the severe economic downturn and the decline in the Corporation’s financial performance. This measure will be reviewed periodically as economic conditions and the Corporation’s financial situation improve. The pension obligation and the assets were remeasured as of February 28, 2009. The Plans had been closed to new hires and were frozen as of December 31, 2005 to employees who were under 30 years of age or were credited with less than 10 years of benefit service.
     The estimated benefit costs and obligations of the pension and postretirement benefit plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rates, rates of compensation increase and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against current industry practice and the actual experience of the Corporation. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the plans and related valuation assumptions are included in Note 27 to the consolidated financial statements.
     The Corporation periodically reviews its assumption for the long-term expected return on pension plan assets in the Banco Popular de Puerto Rico Retirement Plan, which is the Corporation’s largest pension plan with assets with a fair value of $401.4 million at December 31, 2009 (2008 — $361.5 million). The expected return on plan assets is determined by considering various factors, including a total fund return estimate based on a weighted average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.
     As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2010. This analysis is reviewed by the Corporation and used as a tool to develop expected rates of return, together with other data. This forecast reflects the actuarial firm’s view of expected long-term rates of return for each significant asset class or economic indicator; for example, 8.6% for large / mid-cap stocks, 4.5% for fixed income, 9.3% for small cap stocks and 2.3% inflation at January 1, 2010. A range of expected investment returns is developed, and this range relies both on forecasts and on broad-market historical benchmarks for expected returns, correlations, and volatilities for each asset class.
     As a consequence of recent reviews, the Corporation left unchanged its expected return on plan assets for year 2010 at 8.0%, similar to the expected rate assumed in 2009 and 2008. The Corporation uses a long-term inflation estimate of 2.8% to determine the pension benefit cost, which is higher than the 2.3% rate used in the actuary’s expected return forecast model. Since the expected return assumption is on a long-term basis, it is not materially impacted by the yearly fluctuations (either positive or negative) in the actual return on assets. However, if the actual return on assets performs below management’s expectations for a continued period of time, this could eventually result in the reduction of the expected return on assets percentage assumption.
     Pension expense for the Banco Popular de Puerto Rico Retirement Plan in 2009 amounted to $24.6 million (includes a curtailment charge of $0.8 million). This included a credit of $25.1 million for the expected return on assets.
     Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2010 from 8.00% to 7.50% would increase the projected 2010 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $1.9 million.
     The Corporation accounts for the underfunded status of its pension and postretirement benefit plans as a liability, with an offset, net of tax, in accumulated other comprehensive income or loss. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s consolidated statement of financial condition. The valuation of pension plan obligations is discussed above. Management believes that the fair value estimates of the pension plan assets are reasonable given that the plan assets are managed, in the most part, by the fiduciary division of BPPR, which is subject to periodic audit verifications. Also, the composition of the plan assets, as disclosed in Note 27 of the consolidated financial statements, is primarily in equity and debt securities, which have readily determinable quoted market prices.
     The Corporation uses the Citigroup Yield Curve to discount the expected program cash flows of the plans as a guide in the selection of the discount rate, as well as the Citigroup Pension Liability Index. The Corporation decided to use a discount rate of 5.90% to determine the benefit obligation at December 31, 2009, compared with 6.10% at December 31, 2008.
     A 50 basis point decrease in the assumed discount rate of 5.90% as of the beginning of 2010 would increase the projected 2010 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.4 million. The change would not affect the minimum required contribution to the Plan.
     The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2009. The Corporation had an accrual for postretirement benefit costs of $111.6 million at December 31, 2009. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 27 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have on specified cost components and postretirement benefit obligation of the Corporation.

20	POPULAR, INC. 2009 ANNUAL REPORT
Statement of Operations Analysis
Net Interest Income
Net interest income, the Corporation’s primary source of earnings, represented 55% of top line income (defined as net interest income plus non-interest income) for 2009 and 61% for 2008. This source of earnings is subject to volatility derived from several risk factors which include market driven events as well as strategic decisions made by the Corporation’s management.
     Interest earning assets include investment securities and loans that are exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are investments in obligations of some U.S. Government agencies and sponsored entities of the Puerto Rico Commonwealth and its agencies. Assets held by the Corporation’s international banking entities, which previously were tax-exempt under Puerto Rico law, are currently subject to a temporary 5% tax. To facilitate the comparison of all interest data related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates. The taxable equivalent computation considers the interest expense disallowance required by the Puerto Rico tax law.
     Average outstanding securities balances are based on amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-performing loans have been included in their respective average loans and leases categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Prepayment penalties, late fees collected and the amortization of premiums / discounts on purchased loans are also included as part of the loan yield. Interest income for the year ended December 31, 2009 included a favorable impact of $21.7 million related to these items, primarily in the commercial and mortgage loans portfolios. In addition, these amounts approximated favorable impacts of $17.4 million and $25.3 million, respectively, for the years ended December 31, 2008 and 2007. The $4.3 million increase from 2008 to 2009 was in part influenced by higher late payment fees in the Puerto Rico mortgage loan portfolio.
     Table D presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2009, as compared with the same period in 2008, segregated by major categories of interest earning assets and interest bearing liabilities.
     The decrease in average earning assets was in part due to the impact of recessions in both the U.S. mainland and Puerto Rico, and to strategic decisions made by the Corporation’s management. The BPPR reportable segment accounted for 77% of the decrease in the combined caption of commercial and construction loans. The decrease is in part the result of current economic conditions on the island, which have generated a higher balance of charge-offs, as well as a reduction in the loan origination activity. The decrease in the lease financing portfolio was mainly the result of the Corporation’s decision to exit the equipment lease financing business in the U.S. mainland operations. The majority of the Popular Equipment Finance lease financing portfolio was sold during the first quarter of 2009. The decrease in the mortgage loans category was in part the result of strategic decisions in response to current economic conditions, which included exiting the non-conventional mortgage market in the U.S. mainland and discontinuing the E-LOAN loan origination platform. Consumer loans continue to decrease as the remaining closed-end second mortgages and home equity lines of credit (“HELOCs”) originated through the E-LOAN platform continue to amortize, in addition to a reduction in the loan origination activity. Further contributing to the decrease in the consumer loan portfolio was the sale of the E-LOAN auto portfolio during the latter part of the second quarter of 2008.
     In addition to the decrease in the average loan portfolio, during the first quarter of 2009, the Corporation sold approximately $3.4 billion in available-for-sale securities, mostly FHLB notes. The Corporation subsequently reinvested $2.9 billion of the proceeds in GNMA mortgage-backed securities. The remaining proceeds were used to repay borrowings, contributing to the balance sheet deleveraging.
     The net interest margin, while remaining relatively steady from 2007 to 2008, decreased by 34 basis points during 2009. The following factors contributed to the reduction in the net interest margin:
•	The Federal Reserve (“Fed”) lowered the federal funds target rate from 4.25% at the beginning of 2008 to a target range of 0% — 0.25% at December 31, 2008; which prevailed throughout 2009. The low rate environment impacted the yield of several of the Corporation’s earning assets. These assets included commercial and construction loans, of which 68% have floating or adjustable rates, floating rate collateralized mortgage obligations and HELOCs, as well as the origination of loans in a low interest rate environment.

•	A higher balance of non-performing loans across the different loan categories, which is discussed in the Credit Risk and Loan Quality section of this MD&A, also challenged the net interest margin.

•	Liquidity strategies maintained throughout the year generated a higher balance of short-term investments at lower rates. The negative margin generated by these short-term investments pressured the net interest margin.

•	During the latter part of the third quarter of 2009 the Corporation exchanged $935 million of Series C preferred stock for junior subordinated debenture securities. The junior subordinated debentures were recorded at fair value, generating a discount. The impact of both the contractual interest payments and the discount accretion generated additional interest expense of $23.5 million for 2009. Prior to the conversion, the payments to holders of Series C preferred stock were accounted for as dividends. The negative effect of this additional interest expense was partially offset by the conversion of trust preferred securities into common stock, which resulted in a reduction in interest expense of $11.9 million for 2009, when compared with the previous year.
•	Rating downgrades that occurred during 2009 also contributed to an increase in the average cost of $350 million of unsecured senior notes of the Corporation by approximately $6.6 million during 2009. Refer to the Liquidity Risk section of this MD&A for further information on the Corporation’s credit rating downgrades by major rating agencies.
     A lower cost of short-term borrowings and interest bearing deposits had a positive effect in the net interest margin. The Corporation’s management lowered the rates paid on certain non-maturity deposits and certificates of deposit during the year. Also, management is actively monitoring the impact that the rate reductions may have in the Corporation’s liquidity.
     The average key index rates for the years 2007 through 2009 were as follows:
Table — Key Index Rates

	2009	2008	2007

Prime rate	3.25%	5.08%	8.05%
Fed funds rate	0.17	2.08	5.05
3-month LIBOR	0.69	2.93	5.30
3-month Treasury Bill	0.14	1.45	4.46
10-year Treasury	3.24	3.64	4.63
FNMA 30-year	4.68	5.79	6.24

     The Corporation’s taxable equivalent adjustment presented a decrease when compared to 2008. Part of this decrease is the result of the aforementioned sale of FHLB notes, which are tax-exempt in Puerto Rico, and the subsequent reinvestment of the proceeds in taxable GNMA securities. Average tax-exempt earning assets approximated $3.8 billion in 2009, of which 89% represented tax-exempt investment securities, compared with $7.9 billion and 80% in 2008, and $8.9 billion and 83% in 2007, respectively.
     In 2008, the Corporation was able to maintain a steady net interest margin when compared to 2007. However, the year presented various challenges as the liquidity concerns that began in the second half of 2007 continued during 2008. As shown in Table D, the decrease in net interest income for the year ended December 31, 2008, compared with the previous year, was mainly attributed to the impact that reductions in market rates had in the Corporation’s yield on earning assets. The Corporation was able to maintain a consistent net interest margin by implementing strategies that reduced low yielding assets; including not reinvesting maturities of low yield investments. Similar to 2009, reductions in the average cost of non-maturity deposits and certificates of deposits also served as mitigating factors that contributed to a stable margin.
Provision for Loan Losses
The provision for loan losses totaled $1.4 billion, or 137% of net charge-offs, for the year ended December 31, 2009, compared with $991.4 million, or 165%, respectively, for 2008, and $341.2 million, or 136%, respectively, for 2007.
     The provision for loan losses for the year ended December 31, 2009, when compared with the previous year, reflects an increase in the level of the allowance for loan losses and higher net charge-offs by $427.4 million, mainly in construction loans by $189.5 million, commercial loans by $93.9 million, consumer loans by $77.7 million, and mortgage loans by $67.7 million. During the year ended December 31, 2009, the Corporation recorded $566.0 million in provision for loan losses for loans individually evaluated for impairment, compared with $316.5 million for 2008.
     The Corporation’s allowance for loan losses increased to $1.3 billion at December 31, 2009, an increase of $378 million from December 31, 2008, despite the decrease of $2.0 billion in loans held-in-portfolio. The Corporation’s allowance for loan losses represented 5.32% of loans held-in-portfolio at December 31, 2009, compared with 3.43% at December 31, 2008. During 2009, the Corporation increased the allowance for loan losses across all its major loan portfolios, excluding the lease financing portfolio. As indicated in the Overview section, during 2009, the Corporation exited the business of originating lease equipment financing in its U.S. mainland operations. Refer to Table P for the allocation of the allowance for loan losses by loan type.
     The increase in the provision for loan losses for 2009, compared with 2008, was principally the result of higher general reserve requirements for commercial loans, construction loans, U.S. mainland non-conventional residential mortgages and home equity lines of credit, combined with specific reserves recorded for loans considered impaired. The continued recessionary conditions of the Puerto Rico and the United States economies, housing value declines, a slowdown in consumer spending and the turmoil in the global financial markets impacted the Corporation’s commercial and construction loan portfolios; increasing charge-offs, non-performing assets and loans judgmentally classified as impaired. The stress consumers experienced from depreciating home prices, rising unemployment and tighter credit conditions resulted in higher levels of delinquencies and losses in the Corporation’s mortgage and consumer loan portfolios.
     The increase in the provision for loan losses for the year ended December 31, 2008, when compared to 2007, was as a result of

22	POPULAR, INC. 2009 ANNUAL REPORT
Table D
Net Interest Income — Taxable Equivalent Basis

Year ended December 31,
(Dollars in millions)							(In thousands)
										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2009	2008	Variance	2009	2008	Variance		2009	2008	Variance	Rate	Volume
$1,183	$700	$483	0.72%	2.68%	(1.96%)	Money market investments	$8,573	$18,790	$(10,217)	$(11,220)	$1,003
7,449	8,189	(740)	4.62	5.03	(0.41)	Investment securities	344,465	412,165	(67,700)	(12,117)	(55,583)
615	665	(50)	6.63	7.21	(0.58)	Trading securities	40,771	47,909	(7,138)	(3,669)	(3,469)

9,247	9,554	(307)	4.26	5.01	(0.75)		393,809	478,864	(85,055)	(27,006)	(58,049)

						Loans:
15,230	15,775	(545)	4.94	6.13	(1.19)	Commercial and construction	752,717	967,019	(214,302)	(181,524)	(32,778)
768	1,114	(346)	8.42	8.01	0.41	Leasing	64,697	89,155	(24,458)	4,439	(28,897)
4,494	4,722	(228)	6.49	7.18	(0.69)	Mortgage	291,792	339,019	(47,227)	(31,376)	(15,851)
4,344	4,861	(517)	9.94	10.15	(0.21)	Consumer	431,712	493,593	(61,881)	(17,932)	(43,949)

24,836	26,472	(1,636)	6.20	7.14	(0.94)		1,540,918	1,888,786	(347,868)	(226,393)	(121,475)

$34,083	$36,026	$(1,943)	5.68%	6.57%	(0.89%)	Total earning assets	$1,934,727	$2,367,650	$(432,923)	$(253,399)	$(179,524)

						Interest bearing deposits:
$4,804	$4,948	$(144)	1.12%	1.89%	(0.77%)	NOW and money market*	$53,695	$93,523	$(39,828)	$(36,579)	$(3,249)
5,538	5,600	(62)	0.97	1.50	(0.53)	Savings	53,660	84,206	(30,546)	(28,412)	(2,134)
12,193	12,796	(603)	3.23	4.08	(0.85)	Time deposits	393,907	522,394	(128,487)	(110,675)	(17,812)

22,535	23,344	(809)	2.22	3.00	(0.78)		501,262	700,123	(198,861)	(175,666)	(23,195)

2,888	5,115	(2,227)	2.40	3.29	(0.89)	Short-term borrowings	69,357	168,070	(98,713)	(53,763)	(44,950)
2,945	2,263	682	6.22	5.60	0.62	Medium and long-term debt	183,125	126,726	56,399	15,131	41,268

						Total interest bearing
28,368	30,722	(2,354)	2.66	3.24	(0.58)	liabilities	753,744	994,919	(241,175)	(214,298)	(26,877)
						Non-interest bearing
4,293	4,120	173				demand deposits
1,422	1,184	238				Other sources of funds

$34,083	$36,026	$(1,943)	2.21%	2.76%	(0.55%)

			3.47%	3.81%	(0.34%)	Net interest margin

						Net interest income on a taxable equivalent basis	1,180,983	1,372,731	(191,748)	$(39,101)	$(152,647)

			3.02%	3.33%	(0.31%)	Net interest spread

						Taxable equivalent adjustment	79,730	93,527	(13,797)

						Net interest income	$1,101,253	$1,279,204	$(177,951)

Notes: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.
*Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

(Dollars in millions)							(In thousands)
Average Volume			Average Yields / Costs				Interest			Variance Attributable to
2008	2007	Variance	2008	2007	Variance		2008	2007	Variance	Rate	Volume
$700	$514	$186	2.68%	5.17%	(2.49%)	Money market investments	$18,790	$26,565	$(7,775)	$(14,482)	$6,707
8,189	9,827	(1,638)	5.03	5.16	(0.13)	Investment securities	412,165	507,047	(94,882)	(12,538)	(82,344)
665	653	12	7.21	6.19	1.02	Trading securities	47,909	40,408	7,501	6,729	772

9,554	10,994	(1,440)	5.01	5.22	(0.21)		478,864	574,020	(95,156)	(20,291)	(74,865)

						Loans:
15,775	14,917	858	6.13	7.72	(1.59)	Commercial and construction	967,019	1,151,602	(184,583)	(245,680)	61,097
1,114	1,178	(64)	8.01	7.89	0.12	Leasing	89,155	92,940	(3,785)	1,345	(5,130)
4,722	4,748	(26)	7.18	7.32	(0.14)	Mortgage	339,019	347,302	(8,283)	(6,384)	(1,899)
4,861	4,537	324	10.15	10.50	(0.35)	Consumer	493,593	476,234	17,359	(20,645)	38,004

26,472	25,380	1,092	7.14	8.15	(1.01)		1,888,786	2,068,078	(179,292)	(271,364)	92,072

$36,026	$36,374	$(348)	6.57%	7.26%	(0.69%)	Total earning assets	$2,367,650	$2,642,098	$(274,448)	$(291,655)	$17,207

						Interest bearing deposits:
$4,948	$4,429	$519	1.89%	2.60%	(0.71%)	NOW and money market*	$93,523	$115,047	$(21,524)	$(34,997)	$13,473
5,600	5,698	(98)	1.50	1.96	(0.46)	Savings	84,206	111,877	(27,671)	(19,242)	(8,429)
12,796	11,399	1,397	4.08	4.73	(0.65)	Time deposits	522,394	538,869	(16,475)	(83,055)	66,580

23,344	21,526	1,818	3.00	3.56	(0.56)		700,123	765,793	(65,670)	(137,294)	71,624

5,115	8,316	(3,201)	3.29	5.11	(1.82)	Short-term borrowings	168,070	424,530	(256,460)	(131,385)	(125,075)
2,263	1,041	1,222	5.60	5.40	0.20	Medium and long-term debt	126,726	56,254	70,472	2,130	68,342

						Total interest bearing
30,722	30,883	(161)	3.24	4.04	(0.80)	liabilities	994,919	1,246,577	(251,658)	(266,549)	14,891
						Non-interest bearing
4,120	4,043	77				demand deposits
1,184	1,448	(264)				Other sources of funds

$36,026	$36,374	$(348)	2.76%	3.43%	(0.67%)

			3.81%	3.83%	(0.02%)	Net interest margin

						Net interest income on a taxable equivalent basis	1,372,731	1,395,521	(22,790)	$(25,106)	$2,316
			3.33%	3.22%	0.11%	Net interest spread

						Taxable equivalent adjustment	93,527	89,863	3,664

						Net interest income	$1,279,204	$1,305,658	$(26,454)

24	POPULAR, INC. 2009 ANNUAL REPORT
Table E
Non-Interest Income

	Year ended December 31,
(In thousands)	2009	2008	2007	2006	2005

Service charges on deposit accounts	$213,493	$206,957	$196,072	$190,079	$181,749

Other service fees:
Debit card fees	110,040	108,274	76,573	61,643	52,675
Credit card fees and discounts	94,636	107,713	102,176	89,827	82,062
Processing fees	55,005	51,731	47,476	44,050	42,773
Insurance fees	50,132	50,417	53,097	52,045	49,021
Sale and administration of investment products	34,134	34,373	30,453	27,873	28,419
Mortgage servicing fees, net of amortization and fair value adjustments	15,086	25,987	17,981	5,215	4,115
Trust fees	12,455	12,099	11,157	9,316	8,290
Check cashing fees	588	512	387	737	17,122
Other fees	22,111	25,057	26,311	27,153	33,857

Total other service fees	394,187	416,163	365,611	317,859	318,334

Net gain on sale and valuation adjustments of investment securities	219,546	69,716	100,869	22,120	66,512
Trading account profit	39,740	43,645	37,197	36,258	30,051
(Loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(35,060)	6,018	60,046	76,337	37,342
Other operating income	64,595	87,475	113,900	127,856	98,624

Total non-interest income	$896,501	$829,974	$873,695	$770,509	$732,612

higher credit losses and increased specific reserves for impaired loans. The deteriorating economy continued to negatively impact the credit quality of the Corporation’s loan portfolios during 2008 with more rapid deterioration occurring in the latter part of the year. Net charge-offs increased by $349.3 million in 2008, when compared with the previous year, mainly in the construction, consumer, commercial, and mortgage loan portfolios.
     Refer to the Credit Risk Management and Loan Quality section for a detailed analysis of non-performing assets, allowance for loan losses and selected loan losses statistics. Also, refer to Table G and Note 10 to the consolidated financial statements for the composition of the loan portfolio.
Non-Interest Income
Refer to Table E for a breakdown on non-interest income by major categories for the past five years. Non-interest income accounted for 45% of total revenues in 2009, while it represented 39% of total revenues in the year 2008 and 40% in 2007.
     Non-interest income for the year ended December 31, 2009, compared with the previous year, increased by 8%, mostly as a result of higher net gains on sales of investment securities, net of valuation adjustments of investment securities, as shown on the following table:
Table — Non-Interest Income — Investment Securities

	Year ended December 31,
(In thousands)	2009	2008	Variance

Net gain on sale of investment securities	$236,638	$78,863	$157,775
Valuation adjustments of investment securities	(17,092)	(9,147)	(7,945)

Total	$219,546	$69,716	$149,830

     Net gains on sales of investment securities realized during 2009 included $182.7 million derived from the sale of $3.4 billion in U.S. Treasury notes and U.S. agency obligations during the first quarter of 2009 by BPPR and $52.3 million in gains from the sale of equity securities during 2009 by the BPPR and EVERTEC reportable segments. On the other hand, net gains realized during 2008 included approximately $49.3 million in gains related to the redemption of VISA shares of common stock held by the Corporation during the first quarter of 2008 and $28.3 million in gains realized from the sale of $2.4 billion in U.S. agency securities during the second quarter of 2008 by BPPR. The valuation adjustments of investment securities recorded during 2009 were mostly related to write-downs on equity securities available-for-sale and tax credit investments classified as other investment securities in the consolidated statement of condition.
     Also having a favorable variance in non-interest income were higher service charges on deposit accounts by $6.5 million as a result of higher overdraft fees, non-sufficient funds fees, surcharging fees on non-BPPR ATM terminals and account analysis fees in commercial accounts by BPPR which are impacted by transaction volume, compensating deposit balances and earnings credit given to the customer depending on the interest rates. These favorable variances in BPPR were partially offset by lower non-sufficient funds fees and overdraft fees in BPNA as a result of revisions in working capital requirements and pricing structure for money services clients.
     The above favorable variances in non-interest income were partially offset by the following variances related to transactions on loans sold:
Table — Non-Interest Income — Loans

	Year ended December 31,
(In thousands)	2009	2008	Variance

(Loss) gain on sales of loans including adjustments to indemnity reserves	$(31,355)	$24,961	$(56,316)
Lower of cost or market valuation adjustments on loans held-for-sale	(3,705)	(18,943)	15,238

Total	$(35,060)	$6,018	$(41,078)

     The losses on sales of loans during the year ended December 31, 2009 were mainly the result of increases for indemnity reserves on loans previously sold by E-LOAN by approximately $41.4 million given an upward trend in claims and loss severities in the current economic environment. These claims were related to standard representation and warranties and not due to credit recourse. This unfavorable variance was also impacted by the fact that, during 2008, E-LOAN was originating and selling first-lien mortgage loans. E-LOAN stopped originating loans in the fourth quarter of 2008, and thus impacted the loan sales volume for 2009. Also, during the year ended December 31, 2009, Popular Equipment Finance, BPNA’s equipment lease financing subsidiary, recognized $9.8 million in losses on the sale of a substantial portion of its outstanding portfolio, including the impact of the indemnification reserves established. The variance in lower of cost or fair value adjustments on loans held-for-sale was principally associated with a $16.1 million adjustment recorded by Popular Equipment Finance in December 2008 on certain loans reclassified to held-for-sale, which were sold in early 2009.
     Non-interest income for the year ended December 31, 2009 also reflected lower other service fees, when compared with the year 2008. Refer to Table E for a breakdown of other service fees by major categories. The decrease in credit card fees of $13.1 million was principally associated with reduced late payment fees as a result of lower volume of credit cards subject to the fee and a lower average rate charged per transaction, and to reduced merchant fees because of lower volume of purchases. Also reflecting an unfavorable variance in other service fees were lower mortgage servicing fees, net of fair value adjustments, by $10.9 million. This latter variance was principally due to higher unfavorable fair value adjustments due to the impact of a higher discount rate, an increase in delinquencies and foreclosure costs, and other economic assumptions, partially offset by higher servicing fees. Refer to Note 13 to the consolidated financial statements for information on the Corporation’s servicing assets and serviced portfolio.
     The category of other operating income in Table E also shows a decline in 2009 compared with the previous year. The decrease was mainly impacted by lower gains on the sale of real estate properties by $20.5 million, principally because of a $21.1 million gain realized by BPNA in the third quarter of 2008 on the sale of a commercial building located in New York City. Also, the variance was related to particular events that occurred in 2008, such as the sale of six retail bank branches of BPNA in Texas during the first quarter of 2008 with a realized gain of $12.8 million and the sale of substantially all assets of EVERTEC’s health processing division during 2008 which resulted in a $1.7 million gain. Furthermore, there were higher derivative losses, including unfavorable credit adjustments, by $11.3 million for the year ended December 31, 2009, compared with the previous year. The decrease in other operating income was partially offset by lower write-downs on certain investments accounted under the equity method that are held by the Corporate group, which resulted in a favorable variance of $35.8 million.
     For the year ended December 31, 2008, non-interest income decreased by $43.7 million, or 5%, when compared with 2007. There were lower gains on sales of loans and higher unfavorable valuation adjustments on loans held-for-sale by $54.0 million. The reduction in the gain on sales of loans was mainly at E-LOAN, which experienced a reduction of $48.7 million as a result of lower origination volumes and lower yields due to the weakness in the U.S. mainland mortgage and housing market and to the exiting of its loan origination business. Also contributing to the reduction in gain on sales of loans was an increase in lower of cost or fair value adjustments of $12.9 million mostly impacted by the fair value adjustment on the lease financing portfolio that was reclassified from held-in-portfolio to held-for-sale in December 2008. Additionally, there were lower net gains on sale and valuation

26	POPULAR, INC. 2009 ANNUAL REPORT
adjustments of investment securities by $31.2 million mainly due to $118.7 million in realized gains on the sale of the Corporation’s interest in Telecomunicaciones de Puerto Rico, Inc. (“TELPRI”) during the first quarter of 2007. This was partially offset by the gains in 2008 related to the redemption of the VISA shares and the sale of U.S. agency securities by BPPR, and by lower write-downs on investment securities available-for-sale principally related to equity investments in U.S. financial institutions during 2008. Moreover, there was a decrease in other operating income by $26.4 million mostly associated with the Corporation’s Corporate group which recorded lower revenues from investments accounted under the equity method, as well as higher other-than-temporary impairments on certain of these investments. There were also lower revenues from escrow closing services by E-LOAN due to the exiting of the loan origination business, as well as lower referral income. This was partially offset by higher gains on the sale of real estate properties by $13.7 million mainly in the U.S. banking subsidiary, as well as the gain on the sale of six retail bank branches of BPNA in Texas during 2008.
     Partially offsetting these net unfavorable variances in non-interest income for the year ended December 31, 2008, compared with 2007, were higher other service fees by $50.6 million and higher service charges on deposits by $10.9 million. The increase in other service fees was mostly related to higher debit card fees as a result of higher revenues from merchants due to a change in the pricing structure for transactions processed from a fixed charge per transaction to a variable rate based on the amount of the transaction, higher surcharging income from the use of Popular’s automated teller machine network, and higher mortgage servicing fees due to an increase in the portfolio of serviced loans. On the other hand, the increase in service charges on deposits resulted from higher account analysis fees on commercial accounts.
Operating Expenses
Refer to Table F for the detail of operating expenses by major categories along with various related ratios for the last five years. Operating expenses totaled $1.2 billion for the year ended December 31, 2009, a decrease of $182.5 million, or 14%, compared with the same period in 2008. Refer to the Restructuring Plans section in this MD&A for information on the restructuring plans in effect during 2009, which impacted principally the categories of personnel costs and net occupancy expenses.
     The primary contributor to the reduction in operating expenses for 2009, compared with the previous year, was the aforementioned gain on early extinguishment of debt that resulted from the junior subordinated debentures that were extinguished as a result of the exchange of trust preferred securities for common stock in August 2009.
     A second contributor was the decrease in personnel costs, which was primarily the result of a reduction in headcount from 10,387 (excluding discontinued operations) at December 31, 2008 to 9,407 at December 31, 2009, a freeze in the pension plan, the suspension of matching contributions to all savings plans and continuation of a salary and hiring freeze. BPNA and E-LOAN were the principal contributors to the headcount reduction with a decrease of 692 full-time equivalent employees (“FTEs”) on a combined basis year over year. There was also a reduction in headcount at the BPPR and EVERTEC reportable segments due to cost control initiatives, which included lower headcount from attrition and hiring freezes. Other actions taken to control costs included integration of certain support and business functions in the U.S. mainland operations to Puerto Rico, lower incentive compensation and bonuses, and close monitoring of controllable costs such as training and overtime. As part of the cost control measures, in February 2009, the Corporation also froze BPPR’s pension plan with regards to all future benefit accruals after April 30, 2009. Despite this freeze, the pension plan expense for 2009 increased by $21.6 million when compared with 2008. The pension plan experienced a steep decline in the fair value of plan assets for the year ended December 31, 2008, which resulted in a significant increase in the actuarial loss component of accumulated other comprehensive loss at December 31, 2008. The increase in net periodic pension cost for 2009 was primarily due to the amortization of actuarial loss into pension expense and a lower expected return on plan assets.
     Furthermore, there was a decrease in business promotion for the year ended December 31, 2009, compared with 2008, principally related to the BPNA reportable segment by $16.1 million mostly associated with downsizing of the operations. The BPPR reportable segment contributed with a reduction in business promotion of $6.6 million, which was the result of cost control measures on expenditures in general, including mailing campaigns, among others.
     Equipment expenses decreased due to lower amortization of software packages and depreciation of technology equipment, in part because such software and equipment was fully amortized in 2008 or early 2009. Also, the decrease is partially due to lower equipment requirements and software licensing because of the downsizing of the Corporation’s U.S. mainland operations and the transfer of E-LOAN’s technology operations to EVERTEC in Puerto Rico, eliminating two data processing centers.
     The reduction in professional fees was mostly due to the fact that, in 2008, the Corporation incurred consulting and advisory services associated to the U.S. sale transactions and valuation services, which were not recurrent in 2009. Also, the reduction was influenced by lower credit bureau fees and other loan origination related services given the exiting by E-LOAN of the direct lending business during 2008, lower programming fees and temporary services. Furthermore, due to cost-containment actions, certain technology consulting and development projects were postponed

Table F
Operating Expenses

	Year ended December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005

Salaries	$410,616	$485,720	$485,178	$458,977	$417,060
Pension, profit sharing and other benefits	122,647	122,745	135,582	132,998	129,526

Total personnel costs	533,263	608,465	620,760	591,975	546,586

Net occupancy expenses	111,035	120,456	109,344	99,599	96,929
Equipment expenses	101,530	111,478	117,082	120,445	112,167
Other taxes	52,605	52,799	48,489	43,313	37,811
Professional fees	111,287	121,145	119,523	117,502	98,015
Communications	46,264	51,386	58,092	56,932	52,904
Business promotion	38,872	62,731	109,909	118,682	92,173
Printing and supplies	11,093	14,450	15,603	15,040	15,545
Impairment losses on long-lived assets	1,545	13,491	10,478	—	—
FDIC deposit insurance	76,796	15,037	2,858	2,843	3,026
Gain on early extinguishment of debt	(78,300)	—	—	—	—
Other operating expenses:
Credit card processing, volume and interchange expenses	41,799	43,326	39,811	30,141	28,113
Transportation and travel	8,796	12,751	14,239	13,600	14,925
OREO expenses	25,800	12,158	2,905	994	162
All other*	62,329	73,066	54,174	55,144	56,263
Goodwill and trademark impairment losses	—	12,480	211,750	—	—
Amortization of intangibles	9,482	11,509	10,445	12,021	9,549

Subtotal	620,933	728,263	924,702	686,256	617,582

Total	$1,154,196	$1,336,728	$1,545,462	$1,278,231	$1,164,168

Personnel costs to average assets	1.46%	1.54%	1.57%	1.49%	1.45%
Operating expenses to average assets	3.16	3.39	3.92	3.21	3.08
Employees (full-time equivalent)	9,407	10,387	11,374	11,025	11,330
Average assets per employee (in millions)	$3.89	$3.80	$3.47	$3.62	$3.33

* Includes insurance expenses and sundry losses, among others.

Note: The data included in table above pertain to continuing operations only.

during 2009.
     The favorable variances in operating expenses described above, were partially offset by substantially higher FDIC deposit insurance premiums. This increase was influenced by several factors, which included, for example, an FDIC revised risk-weighted methodology which increased the base assessment rates, additional premiums resulting from two temporary programs to further insure customer deposits at FDIC-member banks, which include insuring deposit accounts up to $250,000 per customer (up from $100,000) and non-interest bearing transactional accounts (unlimited coverage), and the impact of a $16.7 million special assessment in the second quarter of 2009 designed to replenish the deposit insurance fund.
     Operating expenses for the year ended December 31, 2008 decreased by $208.7 million, or 14%, compared with total operating expenses of $1.5 billion in 2007. Operating expenses for the year ended December 31, 2007, included $231.9 million in charges related to E-LOAN’s 2007 Restructuring Plan, consisting principally of $211.8 million in goodwill impairment losses. Isolating the impact of the restructuring related costs from BPNA and E-LOAN’s restructuring plans, in both 2008 and 2007, operating expenses decreased by $18.3 million, or 1%, from the year ended December 31, 2007 to the same period in 2008.
     The decrease from 2007 to 2008 was principally due to lower business promotion expenses and personnel costs. Business promotion expenses decreased mainly as a result of cost control measures on marketing expenditures on the U.S. mainland operations, primarily at E-LOAN. The decrease in personnel costs for 2008, compared to 2007, was principally due to lower headcount, principally at E-LOAN, due to a reduction in FTEs in early 2008 because of the downsizing associated to the E-LOAN

28  POPULAR, INC. 2009 ANNUAL REPORT
2007 Restructuring Plan. Also, the additional layoffs at E-LOAN and BPNA in the fourth quarter of 2008 contributed to the reduction in personnel costs. Furthermore, given the net loss for the year and not attaining performance measures required under certain employee benefit plans, there was lower compensation tied to financial performance, including incentives and profit sharing during 2008, when compared with 2007 results. These reductions were principally offset by lower deferred costs in 2008 given the reduction in loan originations. Also, these reductions were partially offset by the impact of the integration to BPPR of the employees from the retail branches of Citibank — Puerto Rico, an acquisition done in December 2007, higher severance payments related to key executive officers and higher pension costs. The favorable variances in the categories described above were partially offset by higher other operating expenses due to higher FDIC insurance assessments mainly in BPPR and BPNA, and higher other real estate expenses. Also, the increase in other operating expenses was due to the recording of reserves for unfunded loan commitments during 2008, primarily related to commercial and consumer lines of credit. In addition, there were higher credit card interchange and processing costs and higher sundry losses.
Restructuring Plans
In 2008, the Corporation determined to reduce the size of its banking operations in the U.S. mainland to a level better suited to present economic conditions and to focus on core banking activities. As indicated in the 2008 Annual Report, on October 17, 2008, the Board of Directors of Popular, Inc. approved two restructuring plans for the BPNA reportable segment. The objective of the restructuring plans was to improve profitability in the short-term, increase liquidity and lower credit costs, and, over time, achieve a greater integration with corporate functions in Puerto Rico.
BPNA Restructuring Plan
The restructuring plan for BPNA’s banking operations (“the BPNA Restructuring Plan”) contemplated the following measures: closing, consolidating or selling approximately 40 underperforming branches in all existing markets; the shutting down, sale or downsizing of lending businesses that do not generate deposits or fee income; and the reduction of general expenses associated with functions supporting the branch and balance sheet initiatives. The BPNA Restructuring Plan also contemplated greater integration with the corporate functions in Puerto Rico. The BPNA Restructuring Plan was substantially complete at December 31, 2009. Management continues to evaluate branch actions and business lending opportunities as part of its business plans.
     As part of the BPNA Restructuring Plan, the Corporation exited certain businesses including, among the principal ones, those related to the origination of non-conventional mortgages, equipment lease financing, loans to professionals, multifamily lending, mixed-used commercial loans and credit cards. The Corporation holds the existing portfolios of the exited businesses in a run-off mode. Also, the Corporation downsized the following businesses related to its U.S. mainland banking operations: business banking, SBA lending, and consumer / mortgage lending.
     The following table details the expenses recorded by the Corporation related with the BPNA Restructuring Plan for the years ended December 31, 2009 and 2008.
Table — BPNA Restructuring Plan

	December 31,
(In millions)	2009	2008	Total

Personnel costs (a)	$6.0	$5.3	$11.3
Net occupancy expenses (b)	0.3	8.9	9.2
Other operating expenses	0.4	—	0.4

Total restructuring costs	$6.7	$14.2	$20.9
Impairment losses on long-lived assets (c)	0.4	5.5	5.9

Total	$7.1	$19.7	$26.8

(a)	Severance, retention bonuses and other benefits

(b)	Lease terminations

(c)	Leasehold improvements, furniture and equipment

     At December 31, 2009, the reserve for restructuring costs associated with the BPNA Restructuring Plan amounted to $7 million and was mostly related with lease contracts. Refer to Note 4 to the consolidated financial statements for a detail of the activity in the reserve for restructuring costs.
     All restructuring efforts at BPNA are expected to result in approximately $50 million in recurrent annual cost savings. The majority of the savings are related to personnel costs. As a result of the BPNA Restructuring Plan, FTEs at BPNA banking operations were 1,409 at December 31, 2009, compared to 1,831 at the same date in the previous year.
E-LOAN 2008 Restructuring Plan
In October 2008, the Corporation’s Board of Directors approved a restructuring plan for E-LOAN (the “E-LOAN 2008 Restructuring Plan”), which involved E-LOAN to cease operating as a direct lender, an event that occurred in late 2008. E-LOAN continues to market deposit accounts under its name for the benefit of BPNA. The E-LOAN 2008 Restructuring Plan was completed at December 31, 2009 since all operational and support functions were transferred to BPNA and EVERTEC, and loan servicing was transferred to a third-party provider. The E-LOAN 2008 Restructuring Plan resulted in a reduction in FTEs of 270 between December 31, 2008 and the end of 2009.

     The following table details the expenses recognized during the years ended December 31, 2009 and 2008 that were associated with the
E-LOAN 2008 Restructuring Plan.
Table — E-LOAN 2008 Restructuring Plan

	December 31,
(In millions)	2009	2008	Total

Personnel costs (a)	$2.4	$3.0	$5.4
Other operating expenses	—	0.1	0.1

Total restructuring charges	$2.4	$3.1	$5.5
Impairment losses on long-lived assets (b)	—	8.0	8.0
Trademark impairment losses	—	10.9	10.9

Total	$2.4	$22.0	$24.4

(a)	Severance, retention bonuses and other benefits

(b)	Consists mostly of leasehold improvements, equipment and intangible assets with definite lives

     Refer to Note 4 to the consolidated financial statements for a detail of the activity in the reserve for restructuring costs.
     Refer to Note 39 to the consolidated financial statements for information on the results of operations of E-LOAN, which are part of BPNA’s reportable segment. At December 31, 2009, E-LOAN’s assets consisted primarily of a running-off portfolio of loans held-in-portfolio totaling $617 million with an allowance for loan losses of $102 million. This loan portfolio consisted primarily of $74 million in mortgage loans and $543 million in consumer loans. The ratio of allowance for loan losses to loans for E-LOAN approximated 16.47% at December 31, 2009. The assets of E-LOAN are funded primarily through intercompany borrowings.
Income Taxes
Income tax benefit amounted to $8.3 million for the year December 31, 2009, compared with income tax expense of $461.5 million for the previous year. The decrease in income tax expense for 2009 was primarily due to the impact on the initial recording of the valuation allowance on the U.S. deferred tax assets during 2008 as compared to the year 2009, and by lower pre-tax earnings in 2009 related to the Puerto Rico operations. During the year ended December 31, 2008, the Corporation recorded a valuation allowance on deferred tax assets of its U.S. mainland operations of $861 million. The recording of this valuation increased income tax expense by $643.0 million on the continuing operations and $209.0 million on the discontinued operations for the year ended December 31, 2008. The income tax impact of the discontinued operations is reflected as part of “Net loss from discontinued operations, net of tax” in the consolidated statement of operations for the year ended December 31, 2008.
     The components of the income tax (benefit) expense for the continuing operations for the years ended December 31, 2009, 2008 and 2007 were as follows:
Table — Components of Income Tax

	2009		2008		2007
		% of		% of		% of
		pre-tax		pre-tax		pre-tax
(Dollars in thousands)	Amount	loss	Amount	income	Amount	income

Computed income tax at statutory rates	$(230,241)	41%	$(85,384)	39%	$114,142	39%
Benefits of net tax exempt interest income	(50,261)	9	(62,600)	29	(60,304)	(21)
Effect of income subject to capital gain tax rate	(59,843)	10	(17,905)	8	(24,555)	(9)
Non deductible goodwill impairment	—	—	—	—	57,544	20
Deferred tax asset valuation allowance	282,933	(50)	643,011	(294)	—	—
Adjustment in deferred tax due to change in tax rate	(12,351)	2	—	—	—	—
Difference in tax rates due to multiple jurisdictions	40,625	(7)	16,398	(8)	10,391	4
States taxes and other	20,836	(4)	(31,986)	15	(7,054)	(2)

Income tax (benefit) expense	$(8,302)	1%	$461,534	(211%)	$90,164	31%

     The change in the effective tax rate for the year ended December 31, 2009 as compared with 2008 was mainly due to the establishment during 2008 of a valuation allowance on all of the deferred tax assets related to the U.S. operations. On the other hand, there was a reduction in net exempt interest income when compared to the year 2008. There was an increase in the Puerto Rico statutory tax rate from 39% in 2008 to 40.95% in 2009. This change resulted in an increase in the difference in tax rate due to multiple jurisdictions.
     Income tax expense for the year ended December 31, 2008 was $461.5 million, compared with income tax expense of $90.2 million for 2007. This increase in income tax expense for 2008 was primarily due to the impact on the recording of the valuation allowance on deferred tax assets of the U.S. mainland operations, partially offset by pre-tax losses in 2008, when compared to pre-tax earnings in the previous year.
     The Corporation’s net deferred tax assets at December 31, 2009 amounted to $364 million (net of the valuation allowance of $1.1 billion) compared to $357 million at December 31, 2008. Note 30 to the consolidated financial statements provide the composition of the net deferred tax assets as of such dates. All of the net deferred tax assets at December 31, 2009 pertained to the Puerto Rico operations and have a related valuation allowance of $8 thousand. Of the amount related to the U.S. operations, without considering the valuation allowance, $839 million is attributable to net operating losses of such operations.
     The full valuation allowance in the Corporation’s U.S. operations was recorded in the year 2008 in consideration of the requirements of ASC Topic 740. Refer to the Critical Accounting Policies / Estimates section of this MD&A for information on the requirements of such accounting standard. The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2009. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland operations, this cumulative taxable loss position and the financial results of the continuing business of those operations outweighed the positive evidence that is objectively verifiable, and caused management to conclude that it is more likely than not that

30  POPULAR, INC. 2009 ANNUAL REPORT
the Corporation will not be able to realize the related deferred tax assets in the future.
     Management will continue to reassess the realization of the deferred tax assets each reporting period.
     Refer to Note 30 to the consolidated financial statements for additional information on income taxes.
Fourth Quarter Results
The Corporation reported a net loss of $213.2 million for the quarter ended December 31, 2009, compared with a net loss of $702.9 for the same quarter of 2008. The Corporation’s continuing operations reported a net loss of $213.2 million for the quarter ended December 31, 2009, compared with a net loss of $627.7 million for the same quarter of 2008.
     Net interest income for the fourth quarter of 2009 was $269.3 million, compared with $288.9 million for the fourth quarter of 2008. The decrease in net interest income was primarily due to a decline of $3.0 billion in average earning assets, principally loans, due to the sale of most of the lease financing portfolio, the downsizing or discontinuance of certain loan origination units in the U.S. mainland operations and lower loan origination activity in general due to current market conditions. Also, the reduction in the average balance of investment securities resulted from the sale of available-for-sale securities, mostly U.S. agency securities (FHLB notes), during the first quarter of 2009, as described in the Net Interest Income of this MD&A. The Corporation’s deposit volume and borrowings also decreased, which was associated with deleverage driven by the reduction in the earning assets they fund. Also, contributing to the reduction in net interest income was the decrease of the federal funds target rate by the Fed in December 2008. The reduction in short-term market rates impacted the yield of several of the Corporation’s earning assets during that period, including the yield on commercial and construction loans with floating or adjustable rates and floating rate collateralized mortgage obligations, as well as the yield of newly originated loans in a declining interest rate environment. On the positive side, the decrease in rates contributed to a reduction in the cost of interest-bearing deposits and short-term borrowings. Other factors impacting negatively the Corporation’s net interest income for the quarter ended December 31, 2009 when compared with the same quarter in 2008 were the increase in non-performing loans, the exchange of Series C preferred stock for trust preferred securities and the increase in the cost of $350 million in term notes due to credit rating downgrades in 2009. Offsetting this negative variance was the reduction in interest expense from the exchange of the Corporation’s trust preferred securities for common stock.
     The provision for loan losses totaled $352.8 million or 118% of net charge-offs for the quarter ended December 31, 2009, compared with $388.8 million or 174% of net charge-offs for the fourth quarter of 2008. The decrease in the provision for loan losses for the quarter ended December 31, 2009, compared with the same quarter in the previous year, was the result of higher increases in reserves during the fourth quarter of 2008. The provision for loan losses for the quarter ended December 31, 2009, when compared with the same quarter in 2008, reflects higher net charge-offs by $75.3 million, mainly in construction loans by $29.7 million, commercial loans by $28.7 million, consumer loans by $9.3 million, and mortgage loans by $8.1 million. The U.S. mainland commercial lending segments which continue to report higher net charge-offs as a result of depressed economic conditions were primarily small businesses and commercial real estate. The losses in the construction loans sector are mainly related to residential development projects. Furthermore, consumer loans net charge-offs rose principally due to higher losses on home equity lines of credit and closed-end second mortgages of the Corporation’s U.S. mainland operations. The deterioration in the delinquency profile and the declines in property values have negatively impacted charge-offs.
     Non-interest income totaled $175.9 million for the quarter ended December 31, 2009, compared with $141.5 million for the same quarter in 2008. The results for the fourth quarter of 2008 included the aforementioned lower of cost or fair value adjustment of $16.1 million related to the reclassification of loans from the equipment lease financing portfolio of the U.S. mainland operations into loans held-for-sale. Also, non-interest income for the fourth quarter of 2008 was reduced by impairment losses on investments accounted for under the equity method that were recorded in the holding companies, which amounted to approximately $26.9 million. Having a negative impact on non-interest income for the fourth quarter of 2009 when compared to the same quarter in 2008 were lower mortgage servicing fees, net of fair value adjustments, by approximately $15.4 million.
     Operating expenses totaled $298.8 million for the quarter ended December 31, 2009, compared with $360.2 million for the similar quarter in the previous year. The decrease in operating expenses was principally due to lower personnel costs and net occupancy expenses by $27.7 million and $8.9 million, respectively, principally due to downsizing of the U.S. mainland operations. Operating expenses for the fourth quarter of 2008 included $41.7 million in costs related to the BPNA and E-LOAN restructuring plans launched in the fourth quarter of 2008, which included $13.5 million in impairment losses on long-lived assets and $10.9 million of the partial impairment of E-LOAN’s trademark. This figure compares to restructuring costs at BPNA reportable segment of $2.6 million in the fourth quarter of 2009.
     Income tax expense from continuing operations amounted to $6.9 million for the quarter ended December 31, 2009, compared with an income tax expense of $309.1 million for the same quarter of 2008. The variance was primarily due to the recognition, during the fourth quarter of 2008, of a valuation allowance on the Corporation’s deferred tax asset related to the U.S. mainland operations that had a negative impact on income tax expense.
Reportable Segment Results
     The Corporation’s reportable segments for managerial reporting purposes consist of Banco Popular de Puerto Rico, EVERTEC and Banco Popular North America. A Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by the Corporate group are not allocated to the reportable segments. For a description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 39 to the consolidated financial statements.
     The Corporate group had a net loss of $44.2 million in 2009, compared with a net loss of $435.4 million in 2008. The reduction in the net loss for 2009 when compared with 2008 was principally due to lower income tax expense by $321.9 million in 2009. The Corporate group’s financial results for the year ended December 31, 2008 included an unfavorable impact to income taxes due to an allocation (for segment reporting purposes) of $357.4 million of the $861 million valuation allowance on the deferred tax assets of the U.S. mainland operations to Popular North America (“PNA”), holding company of the U.S. operations. PNA files a consolidated tax return for its operations.
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
     Also contributing to the reduced net loss in 2009, compared with the previous year in the Corporate group, was the $80.3 million gain on early extinguishment of debt related to the aforementioned exchange of trust preferred securities for common stock. Also, impacting the results of the Corporate group was higher net interest expense by approximately $49.1 million, mainly due to additional interest expense on long-term debt as a result of the exchange of the $935 million of the Corporation’s Series C preferred stock for $935 million of newly issued trust preferred securities, and a higher cost on senior debt due to rate increases resulting from downgrades on Popular’s unsecured senior debt ratings, partially offset by lower interest expense on the extinguished junior subordinated debentures.
     The Corporate group had a net loss of $435.4 million in 2008, compared with net income of $41.8 million in 2007. As indicated previously, the Corporate group’s financial results for the year ended December 31, 2008 included the unfavorable impact to income taxes resulting from the allocation (for segment reporting purposes) of the valuation allowance on the deferred tax assets of the U.S. mainland operations. The Corporate group recorded non-interest losses amounting to $32.6 million for the year ended December 31, 2008, compared to non-interest income of $118.0 million in the previous year. In 2008, the Corporation’s holding companies within the Corporate group realized other-than-temporary impairment losses on investment securities available-for-sale and investments accounted under the equity method of $36.0 million, compared to gains of $118.7 million on the sale of equity securities in 2007.
     Highlights on the earnings results for the reportable segments are discussed below.
Banco Popular de Puerto Rico
The Banco Popular de Puerto Rico reportable segment reported net income of $170.0 million for the year ended December 31, 2009, compared with $239.1 million for 2008 and $327.3 million for 2007. The challenging Puerto Rico economy, now in its fourth year of recession, continued pressuring credit quality and profitability at this reportable segment. Deteriorating credit quality trends in the commercial and construction loan portfolios led to an increase in credit costs and higher levels of non-performing loans. Although management expects weakness in the Puerto Rico sector to persist during 2010, they will continue to work towards further strengthening its main market, Puerto Rico. BPPR’s franchise continues to be strong.
     The main factors that contributed to the variance in the financial results for 2009, compared with the previous year, included the following:
•	lower net interest income by $92.2 million, or 10%, primarily due to a reduction in the yield of earning assets, principally commercial and construction loans. This decline can be attributed to two main factors: (1) the reduction in rates by the Fed as described in the Net Interest Income section of this MD&A and (2) an increase in non-performing loans. Also, the BPPR reportable segment experienced a decrease in the yield of investment securities and federal funds sold. Partially offsetting this unfavorable impact to net interest income was a reduction in the average cost of funds, driven by a reduction in the cost of deposits and short-term borrowings due to the decrease in rates by

32  POPULAR, INC. 2009 ANNUAL REPORT
the Fed and management’s actions to lower the rates paid on certain deposits. Also, the unfavorable variance in net interest income was associated with a decline in the average volume of investment securities and in the loan portfolio, in part due to the slowdown of loan origination activity and increased levels of loan charge-offs. This negative impact from the reduction in the average volume of earning assets was partially offset by a reduction in the average volume of short-term borrowings, brokered deposits and public fund deposits. Despite a reduction in average loans for the BPPR reportable segment of $758 million when comparing 2009 with 2008, and a significant increase in non-performing loans from $781 million at the end of 2008 to $1.5 billion at the end of 2009, the reportable segment’s net interest margin was 3.80% for 2009, compared with 3.94% for the previous year;

•	higher provision for loan losses by $104.5 million, or 20%, primarily related to the construction and commercial loan portfolios. The BPPR reportable segment experienced an increase of $160.5 million in net charge-offs for the year ended December 31, 2009 compared with 2008, principally associated with an increase in construction loan net charge-offs by $131.8 million, mainly related to residential development projects. At December 31, 2009, there were $1.0 billion of loans individually evaluated for impairment in the BPPR reportable segment with a related allowance for loan losses of $190 million, compared with $639 million and $137 million, respectively, at December 31, 2008. Non-performing loans in this reportable segment totaled $1.5 billion at December 31, 2009, compared with $781 million at December 31, 2008. The increases in non-performing loans were mostly reflected in construction loans by $389 million, commercial loans by $190 million and mortgage loans by $110 million. The ratio of allowance for loan losses to loans held-in-portfolio for the BPPR reportable segment was 4.36% at December 31, 2009, compared with 3.44% at December 31, 2008. The provision for loan losses represented 122% of net charge-offs for 2009, compared with 148% of net charge-offs for 2008. The ratio of net charge-offs to average loans held-in-portfolio for the BPPR reportable segment was 3.34% for the year ended December 31, 2009, compared with 2.18% for 2008;

•	higher non-interest income by $132.5 million, or 21%, mainly due to higher gains on the sale and valuation adjustment of investment securities by $156.8 million, principally due to the gain on sale of investment securities by BPPR. Service charges on deposit accounts increased by $11.9 million, principally for commercial account, overdraft and ATM fees. Other non-interest income categories decreased in the aggregate by $36.2 million, which was mostly the result of higher unfavorable changes in the fair value of the servicing rights due to factors such as higher discount rate, delinquency, foreclosure and other economic assumptions, and lower credit card fees mostly associated with late payment fees. These unfavorable variances were partially offset by higher mortgage servicing fees due to a greater volume of loans serviced for others;

•	higher operating expenses by $19.7 million, or 3%, mainly due to higher FDIC deposit insurance by $38.4 million, partially offset by lower business promotion, professional fees, personnel costs, equipment expenses, among others. Several cost saving efforts were launched during the year targeting all controllable expenses. Some high impact initiatives included: (i) decreases in business promotion expenses, (ii) headcount reductions by attrition, and (iii) rationalization of technology investments; and

•	lower income tax expense by $14.8 million. Refer to the Income Taxes section of this MD&A for additional information.
     The main factors that contributed to the variance in the financial results for the Banco Popular de Puerto Rico reportable segment during the year ended December 31, 2008, when compared to 2007, included:
•	higher provision for loan losses by $275.3 million, or 113%, primarily related to the commercial, construction and consumer loan portfolios. These three portfolios experienced higher net charge-offs in 2008 compared to 2007 by $68.6 million, $65.6 million and $22.5 million, respectively. Also, during 2008, the Corporation increased its specific reserves for loans individually evaluated for impairment. The ratio of allowance for loan losses to loans held-in-portfolio for the BPPR reportable segment was 3.44% at December 31, 2008, compared with 2.31% at December 31, 2007;

•	higher non-interest income by $135.1 million, or 28%, mainly due to the $40.9 million gain on the redemption of Visa stock in 2008 and a $28.3 million gain on the sale of $2.4 billion in U.S. agency securities during the second quarter of 2008. Other major contributors to the favorable variance in non-interest income were an increase in debit and credit cards fees, mortgage servicing fees, higher service charges on deposit accounts, and higher trading account profit;

•	higher operating expenses by $42.3 million, or 6%, primarily associated with the provision for reserves of unfunded lending commitments, FDIC deposit insurance, other real estate expenses, credit card interchange expenses, collection services, other professional fees, personnel costs, and net occupancy expenses, among others. These expenses were partially offset by lower business promotion expenses; and

•	lower income taxes by $92.9 million, or 81%, primarily due to lower taxable income, an increase in net exempt interest income due to a lower disallowance of expenses related to exempt income, higher income subject to a preferential tax rate on capital gains, and tax benefits from the purchase of tax credits during 2008.
EVERTEC
EVERTEC is the Corporation’s reportable segment dedicated to processing and technology outsourcing services, servicing customers in Puerto Rico, the Caribbean, Central America and the U.S. mainland. EVERTEC provides support internally to the Corporation’s subsidiaries, as well as to third parties. EVERTEC’s main clients include financial institutions, businesses and various levels of government. EVERTEC continues to strive to develop a strong presence in the Caribbean and Latin America, leverage its existing product offering and processing infrastructure to service new clients and markets, enhance the competitiveness of its automated teller machine “ATH” network and invest in new technology developments.
     For the year ended December 31, 2009, net income for the reportable segment of EVERTEC totaled $50.1 million, compared with $43.6 million for 2008 and $31.3 million for 2007.
     The principal factors that contributed to the variance in results for the year ended December 31, 2009, when compared to the previous year, included:
•	lower non-interest income by $5.1 million, or 2%, primarily due to lower income derived from Information Technology (“IT”) consulting services; partially offset by higher business process outsourcing and higher electronic transaction processing fees, which are mainly related to payment services, item processing and point-of-sale (“POS”) terminals;

•	lower operating expenses by $18.1 million, or 9%, primarily due to lower personnel costs as a result of attrition and lower incentive compensation, equipment expenses, and professional fees; and

•	higher income tax expense by $6.2 million, or 32%.
     Factors that contributed to the variance in the results for 2008, when compared to 2007, included:
•	higher non-interest income by $21.6 million, or 9%, primarily due to higher transaction processing fees mainly related to the automated teller machine (“ATM”) network and point-of-sale (“POS”) terminals, and higher business process outsourcing. Also, there were higher payment, cash and item processing fees and information technology (“IT”) consulting services, among others. Furthermore, there were gains on sale of securities mostly as a result of a $7.6 million gain on the redemption of Visa stock held by ATH Costa Rica during the first quarter of 2008;

•	higher operating expenses by $7.5 million, or 4%, primarily due to higher other operating expenses, professional fees, personnel costs, and net occupancy expenses. These variances were offset by lower equipment and communication expenses; and

•	higher income tax expense by $1.9 million, or 11%, primarily due to higher taxable income.
Banco Popular North America
For the year ended December 31, 2009, the reportable segment of Banco Popular North America, which includes the operations of E-LOAN, had a net loss of $725.9 million, compared to a net loss of $524.8 million for 2008 and a net loss $195.4 million for 2007. E-LOAN’s net loss for the year ended December 31, 2009 amounted to $170.3 million, compared to a net loss of $233.9 million in 2008 and $245.7 million in 2007. As indicated in the Overview and Restructuring Plans sections of this MD&A, during 2009, the BPNA reportable segment continued its restructuring efforts to refocus the business, including the consolidation, sale or downsizing of underperforming branches and lending businesses. In addition, management integrated certain support and back-office operations of BPNA into the operations of Puerto Rico to achieve synergies and reduce costs. Similarly, the operational and support functions of E-LOAN were transferred to BPNA and EVERTEC and the loan servicing of E-LOAN’s running-off loan portfolio was transferred to a third-party provider during 2009.
     The main factors that contributed to the variance in results for the year ended December 31, 2009, when compared with 2008, included:
•	lower net interest income by $36.1 million, or 10%, which was mainly due to lower average volume of commercial, mortgage and personal loans driven in part by the branch actions and the business lending initiatives whereby BPNA exited certain lines of business and E-LOAN’s operation as a direct first mortgage lender was discontinued. Average loans in the BPNA reportable segment declined by $823 million in 2009 compared with 2008. The negative variance in net interest income was also due to lower loan yields, partially offset by lower cost of interest-bearing deposits;

•	higher provision for loan losses by $310.0 million, or 66%, principally as a result of higher general reserve requirements for commercial loans, construction loans, U.S. non-conventional residential mortgages and home equity lines of credit, combined with specific reserves recorded for individually evaluated impaired loans. There were higher net charge-offs in commercial loans by $93.2 million, mortgage loans by $59.9 million, construction loans by $57.7 million and consumer loans by $56.0 million. At

34  POPULAR, INC. 2009 ANNUAL REPORT
December 31, 2009, there were $629 million of individually evaluated impaired loans in the BPNA reportable segment with a specific allowance for loan losses of $134 million, compared to $259 million and $58 million, respectively, at December 31, 2008. The increase in the provision for loan losses considers inherent losses in the portfolios evidenced by an increase in non-performing loans in this reportable segment by $377 million, when compared to December 31, 2008. The ratio of allowance for loan losses to loans held-in-portfolio for the BPNA reportable segment was 6.98% at December 31, 2009, compared with 3.42% at December 31, 2008. The provision for loan losses represented 152% of net charge-offs for 2009, compared with 190% of net charge-offs for 2008. The ratio of annualized net charge-offs to average loans held-in-portfolio for the Banco Popular North America operations was 5.54% for 2009, compared with 2.45% for the same quarter in 2008;

•	lower non-interest income by $110.8 million, or 79%, mainly due to higher indemnity reserve requirements for representations and warranties on certain former sales agreements based on higher volume of claims and loss experience and lower gains on the sale of loans due to greater volume of loans sold during 2008 prior to E-LOAN ceasing to originate loans in late 2008. The indemnity reserve level approximated $33 million at December 31, 2009, compared with $6 million at December 31, 2008. The increase was due to a significant rise in the level of registered and expected disbursements. Although the risk of loss or default was generally assumed by the investors, the Corporation is required to make certain representations relating to borrower creditworthiness, loan documentation, and collateral, which due to current credit conditions, have resulted in investors being very aggressive in the due diligence for claims. During 2009, repurchases or make-whole events required the Corporation to disburse approximately $15.8 million related to the indemnity reserves. Also, the unfavorable variance in non-interest income reflects lower gains on the sale of a real estate property as the 2008 results included $21.1 million on the sale of a commercial building in New York City and $12.8 million on the sale of 6 Texas branches;

•	lower operating expenses by $116.2 million, or 27%. This variance was principally due to the result of lower personnel costs by $65.1 million and business promotion expenses by $16.1 million. Also, 2008 financial results included $10.9 million of impairment on E-LOAN’s trademark. Operating expenses for the BPNA reportable segment included $41.7 million in restructuring related costs (including severance, lease cancellations, write-off of capitalized software and equipment, impairments on other long-lived assets and intangibles) in 2008, compared with $9.5 million in 2009. Besides the decrease associated with lower restructuring costs, the general expense reductions reflected the combined impact of the branch actions and the lending business initiatives plus decreases in all discretionary expending across the organization. As part of the BPNA restructuring plan, E-LOAN’s operation as a direct first mortgage lender was discontinued with all other activities consolidated into BPNA and EVERTEC. Throughout the implementation of the restructuring plan, FTEs in the BPNA reportable segment have decreased from 2,101 in December 2008 to approximately 1,409 in December 2009; and

•	income tax benefit of $24.9 million in 2009, compared with income tax expense of $114.7 million in 2008. Income tax expense for 2008 included the recording of a valuation allowance on the deferred tax assets. The income tax benefit reported for 2009 relates in part to a tax refund as a result of the 2005 and 2006 net operating loss carrybacks.
     The main factors that contributed to the variance in financial results for 2008 when compared to 2007 for the Banco Popular North America reportable segment included:
•	lower net interest income by $19.1 million, or 5%. This unfavorable variance was mainly due to lower loan yields, offset in part by a reduction in the cost of interest bearing deposits, mainly time deposits and internet-based deposits gathered through the E-LOAN deposit platform. Furthermore, BPNA incurred a penalty of $6.9 million on the cancellation of FHLB advances in December 2008. The variance due to a lower net interest margin was partially offset by an increase in the average volume of loans, which was funded through borrowings;

•	higher provision for loan losses by $376.8 million, or 395%, primarily due to higher net charge-offs, specific reserves for commercial, construction and mortgage loans, as well as, the impact of the continuing deterioration of the U.S. residential housing market and the economy in general. The ratio of allowance for loan losses to loans held-in-portfolio for the Banco Popular North America reportable segment was 3.42% at December 31, 2008, compared with 1.26% at December 31, 2007. The provision for loan losses represented 190% of net charge-offs for 2008, compared with 168% in 2007. Net charge-offs to average loans held-in-portfolio for the Banco Popular North America reportable segment were 2.45% for the year ended December 31, 2008, compared with 0.61% in the previous year;

•	lower non-interest income by $45.0 million, or 24%, mainly due to lower gains on sale of loans by $62.0 million, as well as lower revenues derived from escrow closing services and referral income, all of which were primarily associated to E-LOAN’s downsizing. This was partially offset by higher gains on the sale of real estate properties by the U.S. banking subsidiary, as well as the gain recorded in early 2008 related to the sale of BPNA’s retail bank branches located in Texas;

•	lower operating expenses by $255.6 million, or 37%, mainly due to the goodwill impairment losses recorded in 2007 by E-LOAN, as well as a reduction in personnel and business promotion expenses for 2008 due to the downsizing of E-LOAN early that year;

•	and income tax expense of $114.7 million in 2008, compared with income tax benefit of $29.5 million in 2007. This variance was mainly due to the establishment of the valuation allowance on the deferred tax assets of the U.S. mainland continuing operations. The valuation allowance on deferred tax assets corresponding to the BPNA reportable segment amounted to $294.5 million at December 31, 2008.
Discontinued Operations
For financial reporting purposes, the results of the discontinued operations of PFH are presented as “Assets / Liabilities from discontinued operations” in the consolidated statements of condition as of December 31, 2008 and as “Loss from discontinued operations, net of tax” in the consolidated statements of operations for all periods presented in this report.
     Total assets of the PFH discontinued operations amounted to $13 million at December 31, 2008 and $3.9 billion at December 31, 2007.
     The following table provides financial information for the discontinued operations for the years ended December 31, 2009, 2008 and 2007.
Table — PFH’s Results of Operations

(In millions)	2009	2008	2007

Net interest income	$0.9	$30.8	$143.7
Provision for loan losses	—	19.0	221.4
Non-interest loss, including fair value adjustments on loans and MSRs	(3.2)	(266.9)	(89.3)
Lower of cost or fair value adjustments on reclassification of loans to held-for- sale prior to recharacterization	—	—	(506.2)
Gain upon completion of recharacterization	—	—	416.1
Operating expenses, including reductions in value of servicing advances and other real estate, and restructuring costs	10.9	213.5	159.1
Loss on disposition during the period (a)	—	(79.9)	—

Pre-tax loss from discontinued operations	$(13.2)	$(548.5)	$(416.2)
Income tax expense (benefit) (b)	6.8	14.9	(149.2)

Loss from discontinued operations, net of tax	$(20.0)	$(563.4)	$(267.0)

(a)	Loss on disposition for 2008 includes the loss associated to the sale of manufactured housing loans in September 2008, including lower of cost or fair value adjustments at reclassification from loans held-in-portfolio to loans held-for-sale, and the loss on sale of assets in November 2008.

(b)	Income tax for 2008 included the impact of recording a valuation allowance on deferred tax assets of $209.0 million.

     The following paragraphs provide an overview of PFH’s principal events impacting the financial results for 2009, 2008 and 2007 and the series of actions that led to the discontinuance of the PFH operations.
     In 2007, PFH began downsizing its operations and shutting down certain loan origination channels. During that year, the Corporation executed the “PFH Restructuring and Integration Plan”, which called for PFH to exit the wholesale subprime mortgage loan origination business in early 2007 and to shut down the wholesale broker, retail and call center business divisions. This plan was substantially completed in 2007 and resulted in restructuring costs amounting to $14.7 million in that year. In December 2007, PFH significantly reduced its asset base through the recharacterization of certain on-balance sheet securitizations as sales that involved approximately $3.2 billion in unpaid principal balance (“UPB”) of loans. The net impact of the recharacterization transaction was a pre-tax loss of $90.1 million. The recharacterization involved a series of steps, which included (i) amending the provisions of the related pooling and servicing agreements; (ii) reclassifying the loans as held-for-sale with the corresponding lower of cost or market adjustment as of the date of the transfer; (iii) removing from the Corporation’s books approximately $2.6 billion in mortgage loans recognized at fair value after reclassification to the held-for-sale category (UPB of $3.2 billion) and $3.1 billion in related liabilities

36  POPULAR, INC. 2009 ANNUAL REPORT
representing secured borrowings; (iv) recognizing assets referred to as residual interests, which represent the fair value of residual interest certificates that were issued by the securitization trusts and retained by PFH, and (v) recognizing mortgage servicing rights, which represent the fair value of PFH’s right to continue to service the mortgage loans transferred to the securitization trusts. Refer to the 2008 Annual Report, which is incorporated by reference in the Corporation’s Form 10-K for the year ended December 31, 2008, for further details on the nature of the recharacterization transaction. Also, refer to Note 3 to the consolidated financial statements for additional information on the recharacterization and the PFH Restructuring and Integration Plan.
     In early 2008, the Corporation executed the PFH Branch Network Restructuring Plan. As part of the plan, in March 2008, the Corporation sold approximately $1.4 billion of consumer and mortgage loans that were originated through Equity One’s (a subsidiary of PFH) consumer branch network and recognized a gain upon sale of approximately $54.5 million. Also, Equity One closed all consumer service branches, thus exiting PFH’s consumer finance business in early 2008. The PFH Branch Network Restructuring Plan resulted in restructuring costs amounting to $17.4 million for the year ended December 31, 2008. Refer to Note 3 to the consolidated financial statements for additional information on this restructuring plan.
     During the third and fourth quarters of 2008, the Corporation executed a series of significant asset sale transactions and a restructuring plan that led to the discontinuance of the Corporation’s PFH operations. The discontinuance included sales of PFH’s loan portfolio, servicing related assets, residual interests and other real estate assets. Also, the discontinuance included exiting the loan servicing functions, closing service branches and other units.
     In September 2008, the Corporation sold PFH’s portfolio of manufactured housing loans with an unpaid principal balance of approximately $309 million and recognized a loss on disposition of $53.5 million. In November 2008, PFH consummated a transaction that involved the sale of approximately $748 million in assets, which included loans, residual interests and servicing related assets, and which for the most part were measured at fair value. The Corporation recognized a loss of approximately $26.4 million related to this disposition. During the third quarter of 2008, the Corporation recognized fair value adjustments on these assets held-for-sale of approximately $360 million.
     As part of the actions to exit PFH’s business in the later part of 2008, the Corporation executed the “PFH Discontinuance Restructuring Plan”. The PFH Discontinuance Restructuring Plan included the elimination of substantially all employment positions and termination of contracts with the objective of discontinuing PFH’s operations.
     During the year ended December 31, 2009 and 2008, the PFH Discontinuance Restructuring Plan resulted in charges, on a pre-tax basis, broken down as follows:
Table — PFH Discontinuance Restructuring Plan

(In millions)	2009	2008

Personnel costs (a)	$1.1	$4.1	(a)
Professional fees	0.1	—
Other operating expenses	0.2	—

Total restructuring costs	$1.4	$4.1
Impairment losses on long-lived assets (b)	—	3.9	(b)

Total	$1.4	$8.0

(a)	Severance, retention bonuses and other benefits

(b)	Leasehold improvements, furniture and equipment and prepaid expenses

     The PFH Discontinuance Restructuring Plan charges are included in the line item “Loss from discontinued operations, net of tax” in the consolidated statements of operations.
     In mid-2009, PFH transferred the servicing of the loan portfolio of its affiliated company E-LOAN to a third-party servicer and completed the PFH Discontinuance Restructuring Plan. The net loss for the discontinued operations reported for the year ended December 31, 2009 included principally personnel costs associated to severance payments and salaries for employees who serviced the affiliated loan portfolios, legal expenses and collection services. Also, the financial results for the discontinued operations in 2009 included costs for lease cancellations.
Statement of Condition Analysis
Assets
Refer to the consolidated financial statements included in this 2009 Annual Report for the Corporation’s consolidated statements of condition at December 31, 2009 and 2008. Also, refer to the Statistical Summary 2005-2009 in this MD&A for condensed statements of condition for the past five years. At December 31, 2009, total assets were $34.7 billion compared with $38.9 billion at December 31, 2008. During 2008, the Corporation sold substantially all assets of PFH. Total assets at December 31, 2008 included $12.6 million from the discontinued operations. The decline in total assets from December 31, 2008 to December 31, 2009 was primarily reflected in the portfolios of investment securities and loans. The reduction in investment securities was principally for deleveraging strategies, while the decline in loans shows a decreasing trend prompted by the economic slowdown, stricter underwriting standards, high levels of charge-offs and the reduction of the U.S. mainland operations.

Investment securities
The following table provides a breakdown of the Corporation’s investment securities available-for-sale and held-to-maturity on a combined basis at December 31, 2009 and 2008. Also, Notes 7 and 8 to the consolidated financial statements provide additional information by contractual maturity categories and gross unrealized gains / losses with respect to the Corporation’s available-for-sale (“AFS”) and held-to-maturity (“HTM”) investment securities.
Table — AFS and HTM securities

(In millions)	2009	2008

U.S. Treasury securities	$56.2	$502.1
Obligations of U.S. government sponsored entities	1,647.9	4,808.5
Obligations of Puerto Rico, States and political subdivisions	262.8	385.7
Collateralized mortgage obligations	1,718.0	1,656.0
Mortgage-backed securities	3,210.2	848.5
Equity securities	7.8	10.1
Other	4.8	8.3

Total	$6,907.7	$8,219.2

     The decline in the Corporation’s available-for-sale and held-to-maturity investment portfolios from December 31, 2008 to the end of 2009 was mainly associated with sales of securities in early 2009 and the repayment of maturing securities. As previously indicated in this MD&A, during the first quarter of 2009, the Corporation sold $3.4 billion of investment securities available-for-sale, principally U.S. agency securities (FHLB notes) and U.S. Treasury securities. From the proceeds received from this sale, approximately $2.9 billion were later reinvested, primarily in GNMA mortgage-backed securities. As indicated in the Overview section of this MD&A, the sale and reinvestment was performed primarily to strengthen common equity by realizing a gain and improving the Corporation’s regulatory capital ratios.
     The Corporation holds investment securities principally for liquidity, yield enhancement and interest rate risk management. The AFS and HTM investment securities portfolio primarily includes very liquid, high quality debt securities. The vast majority of these investment securities, or approximately 96%, are rated the equivalent of AAA by the major rating agencies. The mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) are investment grade securities, most of all are rated AAA by at least one of the three major rating agencies at December 31, 2009. All MBS held by the Corporation and approximately 93% of the CMOs held at December 31, 2009 are guaranteed by government sponsored entities.
     At December 31, 2009, there were investment securities available-for-sale with a fair value of $1.7 billion in an unrealized loss position. The unrealized losses on these particular securities approximated $27.6 million at December 31, 2009 and corresponded principally to mortgage-backed securities and collateralized mortgage obligations.
     Management evaluates investment securities for other-than-temporary (“OTTI”) declines in fair value on a quarterly basis. Once a decline in value is determined to be other-than-temporary, the value of a debt security is reduced and a corresponding charge to earnings is recognized for anticipated credit losses. Also, for equity securities that are considered other-than-temporarily impaired, the excess of the security’s carrying value over its fair value at the evaluation date is accounted for as a loss in the results of operations. The OTTI analysis requires management to consider various factors, which include, but are not limited to: (1) the length of time and the extent to which fair value has been less than the amortized cost basis, (2) the financial condition of the issuer or issuers, (3) actual collateral attributes, (4) the payment structure of the debt security and the likelihood of the issuer being able to make payments, (5) any rating changes by a rating agency, (6) adverse conditions specifically related to the security, industry, or a geographic area, and (7) management’s intent to sell the security or whether it is more likely than not that the Corporation would be required to sell the security before a forecasted recovery occurs.
     At December 31, 2009, management performed its quarterly analysis of all debt securities in an unrealized loss position to determine if any securities were other-than-temporarily impaired. Based on the analyses performed, management concluded that no material individual debt security was other-than-temporarily impaired as of such date. At December 31, 2009, the Corporation does not have the intent to sell debt securities in an unrealized loss position and it is not more likely than not that the Corporation will have to sell the investment securities prior to recovery of their amortized cost basis. Also, management evaluated the Corporation’s portfolio of equity securities at December 31, 2009. During the twelve-month period ended December 31, 2009, the Corporation recorded $10.9 million in losses on certain equity securities considered other-than-temporarily impaired. Management has the intent and ability to hold the investments in equity securities that are at a loss position at December 31, 2009 for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
Loan portfolio
A breakdown of the loan portfolio, the principal category of earning assets, is presented in Table G. Included in Table G are $91 million of loans held-for-sale at December 31, 2009, compared with $536 million at December 31, 2008.
     The decrease of $1.5 billion, or 9%, in the commercial and construction loan portfolios from December 31, 2008 to December 31, 2009 reflected the slowdown in origination activity and the dramatic increase in loan charge-offs as a result of the downturn in the real estate market, along with a deteriorated economic environment and credit quality. On a combined basis, commercial and construction loans net charge-offs amounted to $573 million in

38     POPULAR, INC. 2009 ANNUAL REPORT
Table G
Loans Ending Balances (including Loans Held-for-Sale)

	As of December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005

Commercial	$12,666,955	$13,687,060	$13,685,791	$13,115,442	$11,921,908
Construction	1,724,373	2,212,813	1,941,372	1,421,395	835,978
Lease financing	675,629	1,080,810	1,164,439	1,226,490	1,308,091
Mortgage*	4,691,145	4,639,464	7,434,800	11,695,156	12,872,452
Consumer	4,045,807	4,648,784	5,684,600	5,278,456	4,771,778

Total	$23,803,909	$26,268,931	$29,911,002	$32,736,939	$31,710,207

*	Includes residential construction.

2009. Also, as previously indicated in this MD&A, the Corporation exited and downsized certain loan origination channels of the U.S. mainland operations, thus impacting negatively the volume of loan originations. Refer to Note 10 to the consolidated financial statements for a detailed composition of loans held-in-portfolio.
     The decrease in the consumer loan portfolio from December 31, 2008 to December 31, 2009 by approximately $603 million, or 13%, was mostly reflected in personal loans, auto loans and home equity lines of credit (“HELOCs”). There was a lower volume of personal and auto loans in the BPPR reportable segment due to current economic conditions which have impacted the volume of new loan originations. Also, the run-off of Popular Finance’s loan portfolio contributed to such decrease. Popular Finance’s operations were closed in late 2008. Furthermore, there were reductions in the consumer loan portfolio of BPNA, including E-LOAN, primarily due to the run-off of its auto loan portfolio, closed-end second mortgages and HELOCs without any concentrated lending efforts in these products.
     A breakdown of the Corporation’s consumer loan portfolio at December 31, 2009 and 2008 follows:
Table — Consumer Loans

(In thousands)	2009	2008	Change	% Change

Personal	$1,620,227	$1,911,958	( $291,731)	(15)%
Credit cards	1,136,691	1,148,631	(11,940)	(1)
Auto	592,729	766,999	(174,270)	(23)
Home equity lines of credit	463,596	572,917	(109,321)	(19)
Other	232,564	248,279	(15,715)	(6)

Total	$4,045,807	$4,648,784	( $602,977)	(13)%

     The decline in the lease financing portfolio from December 31, 2008 to December 31, 2009 of $405 million was primarily the result of a substantial sale of the lease financing portfolio of the BPNA reportable segment during early 2009.
     The mortgage loan portfolio at December 31, 2009 increased $52 million from December 31, 2008. The BPPR reportable segment showed an increase of $277 million, and was partially offset by a reduction at the BPNA reportable segment of $225 million since BPNA ceased originating non-conventional mortgage loans as part of the BPNA Restructuring Plan. Despite the current challenging real estate market in Puerto Rico, Popular Mortgage is providing attractive offers to foster sales at real estate development projects financed by the Corporation.
Other assets
The following table provides a breakdown of the principal categories that comprise the caption of “Other assets” in the consolidated statements of condition at December 31, 2009 and 2008.
Table — Other Assets

(In thousands)	2009	2008	Change

Net deferred tax assets (net of valuation allowance)	$363,967	$357,507	$6,460
Bank-owned life insurance program	232,387	224,634	7,753
Prepaid FDIC insurance assessment	206,308	—	206,308
Other prepaid expenses	130,762	136,236	(5,474)
Investments under the equity method	99,772	92,412	7,360
Derivative assets	71,822	109,656	(37,834)
Trade receivables from brokers and counterparties	1,104	1,686	(582)
Others	216,037	193,466	22,571

Total	$1,322,159	$1,115,597	$206,562

     Refer to the Overview section of this MD&A under the subtopic of Legislative and Regulatory Developments for details of the FDIC insurance prepayment for the years 2010 through 2012.

Table H
Deposits Ending Balances

	As of December 31,

(Dollars in thousands)	2009	2008	2007	2006	2005

Demand deposits*	$5,066,282	$4,849,387	$5,115,875	$4,910,848	$4,415,972
Savings, NOW and money market deposits	9,635,347	9,554,866	9,804,605	9,200,732	8,800,047
Time deposits	11,223,265	13,145,952	13,413,998	10,326,751	9,421,986

Total	$25,924,894	$27,550,205	$28,334,478	$24,438,331	$22,638,005

*	Includes interest and non-interest bearing demand deposits.

Deposits and Borrowings
The composition of the Corporation’s financing to total assets at December 31, 2009 and 2008 was as follows:
Table — Financing to Total Assets

			% increase (decrease)	% of total assets
(Dollars in millions)	2009	2008	from 2008 to 2009	2009	2008

Non-interest bearing deposits	$4,495	$4,294	4.7%	13.0%	11.1%
Interest bearing core deposits	14,983	15,647	(4.2)	43.1	40.2
Other interest bearing deposits	6,447	7,609	(15.3)	18.6	19.6
Federal funds and repurchase agreements	2,633	3,552	(25.9)	7.6	9.1
Other short-term borrowings	7	5	40.0	—	—
Notes payable	2,649	3,387	(21.8)	7.6	8.7
Others	983	1,121	(12.3)	2.8	2.9
Stockholders’ equity	2,539	3,268	(22.3)	7.3	8.4

Deposits
The Corporation’s deposits by categories for 2009 and previous years are presented in Table H. Total deposits amounted to $25.9 billion at December 31, 2009, a decrease of $1.6 billion, or 6%, from the end of 2008. The increase in demand deposits was principally in commercial accounts, while the reduction in time deposits was mainly in retail certificates of deposit, particularly at the BPNA reportable segment, and lower brokered certificates of deposit due to lower reliance by management on that funding source, mainly in the BPPR reportable segment.
     The decrease in deposits from December 31, 2008 to December 31, 2009 was the result of a combination of factors, which included lower brokered deposits, which declined from $3.1 billion at December 31, 2008 to $2.7 billion at the same date in 2009, and the impact of the closure and sale of branches in the U.S. mainland operations. In October 2009, the Corporation sold six New Jersey bank branches with approximately $225 million in deposits. In addition, there were reduced levels of deposits gathered through E-LOAN’s internet platform, in part influenced by the effect of a gradual reduction in the pricing of these deposits.
Borrowings
At December 31, 2009, borrowed funds amounted to $5.3 billion, compared to $6.9 billion at December 31, 2008. Refer to Notes 17, 18 and 19 to the consolidated financial statements for detailed information on the Corporation’s borrowings as of such dates. Also, refer to the Liquidity Risk section in this MD&A for additional information on the Corporation’s funding sources at December 31, 2009.
     The decline in borrowings from December 31, 2008 to December 31, 2009 was directly related to the maturity of unsecured senior term notes of Popular North America during 2009, which had been used to fund the Corporation’s U.S. mainland operations. Term notes classified as notes payable declined by $803 million from the end of 2008 to the same date in 2009. Assets sold under agreements to repurchase at December 31, 2009 presented a reduction of $774 million when compared with December 31, 2008. This decline was associated in part to lower financing needs as a result of a lower volume of investment securities due to deleveraging.
     In August 2009, the Corporation issued junior subordinated debentures with an aggregate liquidation amount of $936 million as part of the exchange agreement with the U.S. Treasury. At December 31, 2009, the outstanding balance of these debentures was $424 million since it is reported net of a discount amounting to $512 million. The discount resulted from the recording of the debentures at fair value because of the accounting treatment of the exchange. The aforementioned increase in junior subordinated debentures was partially offset by the reduction in previously outstanding junior subordinated debentures of $410 million, associated with the exchange of trust preferred securities for common stock. Refer to a subsequent section titled Exchange Offers in this MD&A for detailed information on these exchange transactions.

40     POPULAR, INC. 2009 ANNUAL REPORT
Stockholders’ Equity
Stockholders’ equity totaled $2.5 billion at December 31, 2009, compared with $3.3 billion at December 31, 2008. Refer to the consolidated statements of condition and of stockholders’ equity included in the audited financial statements that are part of the 2009 Annual Report for information on the composition of stockholders’ equity at December 31, 2009 and 2008. Also, the disclosures of accumulated other comprehensive loss, an integral component of stockholders’ equity, are included in the consolidated statements of comprehensive (loss) income.
     The decrease in stockholders’ equity from the end of 2008 to the end of 2009 was principally the result of the net loss of $573.9 million recorded during the year ended December 31, 2009. Also, refer to the subsequent section titled Exchange Offers in this MD&A for three significant transactions that occurred during 2009 that had an impact on various categories of stockholders’ equity, including a reduction in preferred stock and an increase in common stockholders’ equity. The objective of the exchange offer was to boost common equity as further explained in the Regulatory Capital section of this MD&A.
     In June 2009, management announced the suspension of dividends on the Corporation’s common stock and Series A and B preferred stock. Dividends declared on common stock amounted to $5.6 million for the year ended December 31, 2009, compared with $134.9 million in the previous year. Dividends paid on the Series A and B preferred stock totaled $22.5 million in 2009, compared with $31.4 million in 2008.
     On May 1, 2009, the stockholders of the Corporation approved an amendment to the Corporation’s Certificate of Incorporation to increase the number of authorized shares of common stock from 470,000,000 shares to 700,000,000 shares. The stockholders also approved a decrease in the par value of the common stock of the Corporation from $6 per share to $0.01 per share. The decrease in the par value of the Corporation’s common stock had no effect on the total dollar value of the Corporation’s stockholders’ equity. During 2009, the Corporation transferred an amount equal to the product of the number of shares issued and outstanding and $5.99 (the difference between the old and new par values), from the common stock account to surplus (additional paid-in capital).
     As a result of ongoing challenging recessionary conditions, credit losses have reduced the Corporation’s tangible common equity. Given the focus on tangible common equity by regulatory authorities, rating agencies and the market, the Corporation may be required to raise additional capital through the issuance of additional common stock in future periods to replace that common equity. As previously indicated, the Corporation issued more than 357 million shares of common stock in the exchange offer that was conducted in the third quarter of 2009, which left the Corporation with only a limited number of authorized and unreserved shares of common stock to issue in the future. As a result, the Corporation needs to obtain stockholder approval to increase the amount of authorized capital stock if the Corporation intends to issue significant amounts of common stock in the future.
     Included within surplus in stockholders’ equity at December 31, 2009 was $402 million corresponding to a statutory reserve fund applicable exclusively to Puerto Rico banking institutions. This statutory reserve fund totaled $392 million at December 31, 2008. The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. During 2009, $10 million was transferred to the statutory reserve. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico’s Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. At December 31, 2009 and 2008, BPPR was in compliance with the statutory reserve requirement.
     The average tangible equity amounted to $2.2 billion for the period ended December 31, 2009, compared to $2.7 billion at December 31, 2008. Total tangible equity was $1.9 billion at December 31, 2009, compared with $2.6 billion at December 31, 2008. The average tangible equity to average tangible assets ratio was 6.12% at December 31, 2009 and 6.64% at December 31, 2008. Tangible equity consists of total stockholders’ equity less goodwill and other intangibles.
Exchange Offers
In June 2009, the Corporation commenced an offer to issue shares of its common stock in exchange for its Series A preferred stock and Series B preferred stock and for trust preferred securities (also referred to as capital securities). On August 25, 2009, the Corporation completed the settlement of the exchange offer. During the third quarter of 2009, the Corporation issued 357,510,076 new shares of common stock in exchange for its Series A and Series B preferred stock and trust preferred securities, which resulted in a total increase in common stockholders’ equity of $923 million. This increase included newly issued common stock and surplus of $612 million and a favorable impact to accumulated deficit of $311 million, including $80.3 million in gains on the extinguishment of junior subordinated debentures that relate to the trust preferred securities. Preferred stock reflected a reduction as a result of the exchange of Series A and B preferred stock for shares of common stock of $537 million.
     In December 2008, the Corporation received $935 million from the United States Department of the Treasury (“U.S. Treasury”) as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program in exchange for the Corporation’s Class C preferred stock and warrants on common stock. In August 2009, the Corporation exchanged newly issued trust preferred securities for the shares of Series C Preferred Stock that were held by the U.S. Treasury. The reduction in total stockholders’ equity related to the U.S. Treasury exchange transaction at the exchange date was approximately $416 million, which was principally impacted by the reduction of $935 million of aggregate liquidation preference value of the Series C preferred stock, partially offset by the $519 million discount on the junior subordinated debentures.
     The following sections provide further information on the exchange transactions described above. Also, refer to Note 21 to the consolidated financial statements for detailed information on the exchange ratios, relevant price per share and fair value per share used for the exchange computations and accounting impact.
Exchange of preferred stock for common stock
The exchange by holders of shares of the Series A and B non-cumulative preferred stock for shares of common stock resulted in the extinguishment of such shares of preferred stock and an issuance of shares of common stock during 2009. The financial impact at the exchange date of this particular transaction was mainly as follows: (i) reduction in preferred stock by $537 million, which represented the liquidation value of the shares of Series A and B preferred stock; (ii) increase in common stock and surplus by $294 million, which represented the fair value of the common stock issued (the Corporation recorded the par amount of the shares issued as common stock based on $0.01 per common share); (iii) decrease in accumulated deficit of $230.4 million, which represented the excess of the carrying amount of the shares of preferred stock over the fair value of the shares of common stock; and (iv) recording of issuance costs. The decrease in accumulated deficit was also considered as an increase in income (loss) for per common share (“EPS”) computations. Refer to the Overview section of this MD&A and Note 24 to the consolidated financial statements for a reconciliation of EPS.
     The decrease in total stockholders’ equity related to the exchange of shares of preferred stock for shares of common stock was approximately $4 million, net of issuance costs.
     As previously indicated, the Corporation suspended dividends on the Corporation’s common and preferred stock during 2009.
Common stock issued in connection with early extinguishment of debt (exchange of trust preferred securities for common stock)
     As indicated previously, in August 2009, the Corporation exchanged trust preferred securities issued by different trusts for shares of common stock of the Corporation. The trust preferred securities were delivered to the trusts in return for the junior subordinated debentures (recorded as notes payable in the Corporation’s financial statements) that had been issued by the Corporation to the trusts in the past. This transaction was accounted for as an early extinguishment of debt.
     The major financial impact of this debt extinguishment at the date of its occurrence was as follows: (i) the carrying value of the junior subordinated debentures (notes payable) was reduced and common stock and surplus increased in the amount of the fair value of the common stock issued, which was approximately $318 million; (ii) the excess of the carrying amount of the junior subordinated debentures retired over the fair value of the common stock issued was recorded as a gain on early extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2009, which amounted to $80.3 million; and (iii) recording of issuance costs.
     The increase in total stockholders’ equity related to the exchange of trust preferred securities for shares of common stock at the exchange date was approximately $390 million, net of issuance costs, and including the aforementioned gain on the early extinguishment of debt.
     The junior subordinated debentures paid interest at rates ranging from 6.125% to 8.327%. As indicated in the Net Interest Income section of this MD&A, the extinguishment of the junior subordinated debentures, in late August 2009, represented a reduction in interest expense of approximately $11.9 million for the year ended December 31, 2009 when compared with the year 2008.
Exchange of preferred stock held by the U.S. Treasury for trust preferred securities
As previously indicated, in August 2009, the Corporation and Popular Capital Trust III entered into an exchange agreement with the U.S. Treasury pursuant to which the U.S. Treasury agreed with the Corporation that they would exchange all 935,000 shares of the Corporation’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $1,000 liquidation preference per share (the “Series C Preferred Stock”), owned by the U.S Treasury for 935,000 newly issued trust preferred securities, $1,000 liquidation amount per capital security. In connection with this exchange, the trust used the Series C preferred stock, together with the proceeds of the issuance and sale by the trust to the Corporation of $1 million aggregate liquidation amount of its fixed rate common securities, to purchase $936 million aggregate principal amount of the junior subordinated debentures (notes payable) issued by the Corporation. The trust preferred securities issued to the U.S. Treasury have a distribution rate of 5% until, but excluding December 5, 2013, and 9% thereafter (which is the same as the dividend rate on the Series C Preferred Stock). The common securities of the trust, in the amount of $1 million, are held by the Corporation.
     Under the exchange agreement, the Corporation’s agreement stated that, without the consent of the U.S. Treasury, it would not

42     POPULAR, INC. 2009 ANNUAL REPORT
increase its dividend rate per share of common stock above that in effect as of October 14, 2008 ($0.08 per share) or repurchase shares of its common stock until, in each case, the earlier of December 5, 2011 or such time as all of the new trust preferred securities have been redeemed or transferred by the U.S. Treasury, remains in effect.
     The warrant to purchase 20,932,836 shares of Popular’s common stock at an exercise price of $6.70 per share that was initially issued to the U.S Treasury in connection with the issuance of the Series C preferred stock on December 5, 2008 remains outstanding without amendment.
     The trust preferred securities issued to the U.S. Treasury qualify as Tier 1 regulatory capital subject to the 25% limitation on Tier 1 capital.
     The Corporation paid an exchange fee of $13 million to the U.S. Treasury in connection with the exchange of outstanding shares of Series C preferred stock for the new trust preferred securities. This exchange fee will be amortized through interest expense using the interest yield method over the estimated life of the junior subordinated debentures.
     This transaction with the U.S. Treasury was accounted for as an extinguishment of previously issued Series C preferred stock. The accounting impact of this transaction included the following: (i) recognition of junior subordinated debentures; (ii) derecognition of the Series C preferred stock; (iii) recognition of a $485 million favorable impact to accumulated deficit resulting from the excess of (a) the carrying amount of the securities exchanged (the Series C preferred stock) over (b) the fair value of the consideration exchanged (the trust preferred securities); (iv) the reversal of any unamortized discount outstanding on the Series C preferred stock and (v) recognition of issuance costs. The reduction in total stockholders’ equity related to the U.S. Treasury exchange transaction at the exchange date was approximately $416 million, which was principally impacted by the reduction of $935 million of aggregate liquidation preference value of the Series C preferred stock, partially offset by the $519 million discount on the junior subordinated debentures described in item (iii) above. This discount as well as the debt issue costs will be amortized through interest expense using the interest yield method over the estimated life of the junior subordinated debentures. During 2009, the Corporation recognized interest expense amounting to $23.5 million, including $7 million related to the accretion of the discount on these debentures.
     This particular exchange resulted in a favorable impact to accumulated deficit at the exchange date of $485.3 million, which is also considered in the income (loss) per common share computations. Refer to the Overview section and Note 24 to the consolidated financial statements for a reconciliation of EPS.
     The fair value of the trust preferred securities (junior subordinated debentures for purposes of the Corporation’s financial statements) at the date of the exchange agreement was determined internally using a discounted cash flow model. The main considerations were (1) quarterly interest payment of 5% until, but excluding December 5, 2013, and 9% thereafter; (2) assumed maturity date of 30 years, and (3) assumed discount rate of 16%. The assumed discount rate used for estimating the fair value was estimated by obtaining the yields at which comparably-rated issuers were trading in the market and considering the amount of trust preferred securities issued to the U.S. Treasury and the credit rating of the Corporation.
Regulatory Capital
Table I presents the Corporation’s capital adequacy information for the years 2005 through 2009. Note 25 to the consolidated financial statements present further information on the Corporation’s regulatory capital requirements, including the regulatory capital ratios of its depository institutions, BPPR and BPNA.
     To meet minimum, adequately-capitalized regulatory requirements, an institution must maintain a Tier 1 Capital ratio of 4% and a Total Capital ratio of 8%. A “well-capitalized” institution must generally maintain capital ratios 200 basis points higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a Tier 1 Leverage ratio, defined as Tier 1 Capital divided by adjusted quarterly average total assets, after certain adjustments. “Well-capitalized” bank holding companies must have a minimum Tier 1 Leverage ratio of 5%. At December 31, 2009, the Corporation’s Tier 1 Capital, Total Capital and Tier 1 Leverage ratios were 9.81%, 11.13% and 7.50%, respectively. These ratios compare to 10.81%, 12.08% and 8.46%, respectively, at December 31, 2008. These classify the Corporation as “well-capitalized” for regulatory purposes, the highest classification at both December 31, 2009 and 2008. BPPR and BPNA were also well-capitalized. The Corporation’s regulatory capital ratios for 2009 were negatively impacted by the following principal factors: (i) net loss for the third consecutive year; (ii) higher disallowance for total capital inclusion related to the allowance for loan losses, which is a critical component of the Corporation’s financial condition that management continued to increase during 2009; and (iii) an increase in the deferred tax assets disallowed for Tier 1 capital inclusion.
     During 2009, the Corporation made capital contributions amounting to $590 million to its banking subsidiary BPNA to maintain BPNA’s capital ratios at well-capitalized levels.
     Under regulatory capital adequacy guidelines, and other regulatory requirements, Popular, Inc. and its banking subsidiaries must meet guidelines that include quantitative measures of assets, liabilities and certain off-balance sheet items, subject to qualitative judgments by regulators regarding components, risk weightings and other factors. If the Corporation and its banking subsidiaries fail to meet these minimum capital guidelines and other regulatory

Table I
Capital Adequacy Data

	As of December 31,
(In thousands)	2009	2008	2007	2006	2005

Risk-based capital:
Tier I capital	$2,563,915	$3,272,375	$3,361,132	$3,727,860	$3,540,270
Supplementary (Tier II) capital	346,527	384,975	417,132	441,591	403,355

Total capital	$2,910,442	$3,657,350	$3,778,264	$4,169,451	$3,943,625

Risk-weighted assets:
Balance sheet items	$23,182,230	$26,838,542	$30,294,418	$32,519,457	$29,557,342
Off-balance sheet items	2,964,649	3,431,217	2,915,345	2,623,264	2,141,922

Total risk-weighted assets	$26,146,879	$30,269,759	$33,209,763	$35,142,721	$31,699,264

Ratios:
Tier I capital (minimum required — 4.00%)	9.81%	10.81%	10.12%	10.61%	11.17%
Total capital (minimum required — 8.00%)	11.13	12.08	11.38	11.86	12.44
Leverage ratio*	7.50	8.46	7.33	8.05	7.47
Equity to assets	7.80	8.21	8.20	7.75	7.06
Tangible equity to assets	6.12	6.64	6.64	6.25	5.86
Equity to loans	11.48	12.14	11.79	11.66	11.01
Internal capital generation rate	(21.88)	(42.11)	(6.61)	4.48	10.93

*	All banks are required to have a minimum Tier I leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

requirements, the Corporation’s business and financial condition will be materially and adversely affected. If the Corporation’s insured depository institution subsidiaries fail to maintain well-capitalized status under the regulatory framework, or are deemed not well-managed under regulatory exam procedures, or if they experience certain regulatory violations, the Corporation’s status as a financial holding company and its related eligibility for a streamlined review process for acquisition proposals, and its ability to offer certain financial products will be compromised.
     In accordance with the Federal Reserve Board capital guidelines, trust preferred securities represent restricted core capital elements and qualify as Tier 1 capital, subject to quantitative limits. The aggregate amount of restricted core capital elements that may be included in the Tier 1 capital of a banking organization must not exceed 25% of the sum of all core capital elements (including cumulative perpetual preferred stock and trust preferred securities). At December 31, 2009, the Corporation’s restricted core capital elements exceeded the 25% limitation and, as such, $7 million of the outstanding trust preferred securities were disallowed as Tier 1 capital. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital, subject to further limitations. The Federal Reserve Board revised the quantitative limit which would limit restricted core capital elements included in the Tier 1 capital of a bank holding company to 25% of the sum of core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. The new quantitative limits were scheduled to become effective on March 31, 2009. However, on March 23, 2009, the Federal Reserve adopted a rule extending the compliance date for the tighter limits to March 31, 2011 in light of the stressful financial conditions and the severely constrained ability of bank holding companies to raise additional capital in the markets.
     The Corporation’s Tier 1 common equity to risk-weighted assets ratio was 6.39% at December 31, 2009, compared with 2.45% at June 30, 2009, which was prior to the execution of the exchange offers described previously. Tier 1 common equity increased from $682 million at June 30, 2009 to $1.7 billion at December 31, 2009.
     Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position. In connection with the Supervisory Capital Assessment Program (“SCAP”), the Federal Reserve Board began supplementing its assessment of the capital adequacy of a bank holding company based on a variation of Tier 1 capital, known as Tier 1 common equity.
     Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of

44     POPULAR, INC. 2009 ANNUAL REPORT
results as reported under GAAP.
     The table below reconciles the Corporation’s total common stockholders’ equity (GAAP) at December 31, 2009 to Tier 1 common equity as defined by the regulations issued by the Federal Reserve Board, FDIC and other bank regulatory agencies (non-GAAP).
Table — Non-GAAP Reconciliation

December 31,
(In thousands)	2009

Common stockholders’ equity	$2,488,657
Less: Unrealized gains on available for sale securities, net of tax (1)	(91,068)
Less: Disallowed deferred tax assets (2)	(179,655)
Less: Intangible assets
Goodwill	(604,349)
Other disallowed intangibles	(18,056)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(2,343)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges (3)	78,488

Total Tier 1 common equity	$1,671,674

(1)	In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2)	Approximately $186 million of the Corporation’s $364 million net deferred tax assets at December 31, 2009, were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $180 million of such assets at December 31, 2009 exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. The remaining $2 million of the Corporation’s other net deferred tax assets at December 31, 2009 represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

(3)	The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Risk Management
Managing risk is an essential component of the Corporation’s business. Risk identification and monitoring are key elements in overall risk management. The Corporation has identified the following nine principal risks which have been incorporated into the Corporation’s risk management program:
•	Interest Rate Risk (“IRR”) — Interest rate risk is the risk to earnings or capital arising from changes in interest rates. The economic perspective focuses on the value of the Corporation in today’s interest rate environment and the sensitivity of that value to changes in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows (repricing risk); from changing rate relationships among different yield curves affecting bank activities (basis risk); from changing rate relationships across the spectrum of maturities (yield curve risk); and from interest related options embedded in bank products (options risk).

•	Market Risk — Potential for loss resulting from changes in market factors that affect the value of traded instruments or its volatility in the Corporation’s or in any of its subsidiaries’ portfolio. Market risk arises from market-making, dealing and position-taking activities in interest rate, foreign exchange, equity and commodity markets.

•	Liquidity Risk — Potential for loss resulting from the Corporation or its subsidiaries not being able to meet their obligations when they come due. This could be a result of market conditions, the ability of the Corporation to liquidate assets or manage or diversify various funding sources. This risk also encompasses the possibility that an instrument cannot be closed out or sold at its economic value, which might be a result of stress in the market or in a specific security type given its volume and maturity.

•	Credit Risk — Potential for default or loss resulting from an obligor’s failure to meet the terms of any contract with the Corporation or any of its subsidiaries, or failure otherwise to perform as agreed. Credit risk arises from all activities where success depends on counterparty, issuer, or borrower performance.

•	Operational Risk — This risk is the possibility that inadequate internal controls or procedures, human error, system failure or fraud can cause losses.

•	Compliance Risk and Legal Risk — Potential for loss resulting from violations of or non-conformance with laws, rules, regulations, prescribed practices, existing contracts or ethical standards.

•	Strategic Risk — Potential for loss arising from adverse business decisions or improper implementation of business decisions. Also, it incorporates how management analyzes external factors that impact the strategic direction of the Corporation.

•	Reputational Risk — Potential for loss arising from negative public opinion.
     The Corporation’s Board of Directors (the “Board”) has established a Risk Management Committee (“RMC”) to undertake the responsibilities of overseeing and approving the Corporation’s Risk Management Program.
     The RMC will, as an oversight body, monitor and approve the overall business strategies, policies and procedures to identify, measure, monitor and control risks while maintaining the effectiveness and efficiency of the business and operational processes. As an approval body, the RMC reviews and approves the Corporation’s risk management policies and critical processes.

Table J
Common Stock Performance

			Cash	Book
			Dividends	Value	Dividend		Price/		Market/
	Market Price		Declared	Per	Payout	Dividend	Earnings		Book
	High	Low	Per Share	Share	Ratio	Yield *	Ratio		Ratio

2009				$3.89	N.M.	2.55%	N.M.		58.10%
4th quarter	$2.80	$2.12	$0.00
3rd quarter	2.83	1.04	0.00
2nd quarter	3.66	2.19	0.00
1st quarter	5.52	1.47	0.02

2008				6.33	N.M.	6.17	N.M.		81.52
4th quarter	$8.61	$4.90	$0.08
3rd quarter	11.17	5.12	0.08
2nd quarter	13.06	6.59	0.16
1st quarter	14.07	8.90	0.16

2007				12.12	N.M.	4.38	(39.26	x)	87.46
4th quarter	$12.51	$8.65	$0.16
3rd quarter	16.18	11.38	0.16
2nd quarter	17.49	15.82	0.16
1st quarter	18.94	15.82	0.16

2006				12.32	51.02%	3.26	14.48		145.70
4th quarter	$19.66	$17.23	$0.16
3rd quarter	20.12	17.41	0.16
2nd quarter	21.98	18.53	0.16
1st quarter	21.20	19.54	0.16

2005				11.82	32.31	2.60	10.68		178.93
4th quarter	$24.05	$20.10	$0.16
3rd quarter	27.52	24.22	0.16
2nd quarter	25.65	22.94	0.16
1st quarter	28.03	23.80	0.16

* Based on the average high and low market price for the four quarters.

N.M. — Not meaningful.

It also reports periodically to the Board about its activities.
     The Board and RMC have delegated to the Corporation’s management the implementation of the risk management processes. This implementation is split into two separate but coordinated efforts that include (i) business and / or operational units who identify, manage and control the risks resulting from their activities, and (ii) a Risk Management Group (“RMG”). In general, the RMG is mandated with responsibilities such as assessing and reporting to the Corporation’s management and RMC the risk positions of the Corporation, developing and implementing mechanisms, policies and procedures to identify, measure and monitor risks, and monitoring and testing the adequacy of the Corporation’s policies, strategies and guidelines. The RMG is responsible for the overall coordination of risk management efforts throughout the Corporation and is composed of four reporting divisions (i) Credit Risk Management, (ii) Compliance, (iii) Operational Risk Management, and (iv) Auditing Division. Additionally, a Market Risk Manager was appointed during 2008 to provide an independent oversight of Treasury’s management of the market, interest and liquidity risks, and to evaluate the adequacy of policies and procedures to address and limit such risks.
     Moreover, management oversight of the Corporation’s risk-taking and risk management activities is conducted through management committees:
•	CRESCO (Credit Strategy Committee) — Manages the Corporation’s overall credit exposure and approves credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through this committee, management

46      POPULAR, INC. 2009 ANNUAL REPORT
reviews asset quality ratios, trends and forecasts, problem loans, establishes the provision for loan losses and assesses the methodology and adequacy of the allowance for loan losses on a quarterly basis.

•	ALCO (Asset / Liability Management Committee) — Oversees and approves the policies and processes designed to ensure sound market risk and balance sheet strategies, including the interest rate, liquidity, investment and trading policies. Also, the ALCO monitors the capital position of the Corporation and is briefed on strategies to maintain capital at adequate levels.

•	ORCO (Operational Risk Committee) — Monitors operational risk management activities to ensure the development and consistent application of operational risk policies, processes and procedures that measure, limit and manage the Corporation’s operational risks while maintaining the effectiveness and efficiency of the operating and businesses’ processes.
     There are other management committees such as the Fair Lending and the BSA/ Anti-Money Laundering Committees that provide oversight of specific business risks.
Market / Interest Rate Risk
The financial results and capital levels of Popular, Inc. are constantly exposed to market, interest rate and liquidity risks. The ALCO and the Corporate Finance Group are responsible for planning and executing the Corporation’s market, interest rate risk, funding activities and strategy, and for implementing the policies and procedures approved by the RMC. In addition, a Market Risk Manager, who is part of the risk management group, has been appointed to enhance and strengthen controls surrounding interest, liquidity, and market risks, and independently monitor and report adherence with established policies. The ALCO meets on a monthly basis and reviews various asset and liability sensitivities, ratios and portfolio information, including but not limited to, the Corporation’s liquidity positions, projected sources and uses of funds, interest rate risk positions and economic conditions.
     During 2009, the capital and credit markets continued to experience volatility and disruption, although corporate credit spreads declined considerably as general credit market conditions improved due in part to aggressive government intervention to supply liquidity and confidence to the markets. The economic recession accelerated in late 2008 and continued to deepen into the first half of 2009 but, based on the recent economic indicators, it appears that it has ended and the U.S. economy is expected to expand moderately in 2010. Nevertheless, Puerto Rico’s economy, however, continues in a recession for its fourth consecutive year. In general, during 2009, consumers experienced higher levels of stress as a result of higher unemployment levels as well as further declines in home prices, and businesses further reducing spending. Market instability has led many lenders and institutional investors to reduce or cease providing funding to borrowers, including other financial institutions. The market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity in general. A material rebound in economic activity in P.R. is not expected for 2010.
     Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. The Corporation has exposures to many different industries and counterparties, and management routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, and other institutional clients. Many of these transactions expose the Corporation to credit risk in the event of default of the Corporation’s counterparty or client. In addition, the Corporation’s credit risk may be exacerbated when the collateral held by it cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposures. There is no assurance that any such losses would not materially and adversely affect the Corporation’s results of operations.
     The Board of Governors of the Federal Reserve, which influences interest rates, lowered interbank borrowing rates during the year ended December 31, 2008 between 400 and 425 basis points, and, as indicated in the Net Interest Income section of this MD&A, remained at similar low levels during 2009.
     The continued weakness in the overall economy and recent and proposed regulatory changes, some of which are described in the Overview section of this MD&A, may continue to affect many of the markets in which the Corporation does business and may adversely impact its financial results for 2010. Although the U.S. is expected to expand modestly during the year, the P.R. economy may continue to contract for a longer period.
Interest Rate Risk
Management considers IRR a potentially predominant risk in terms of its potential impact on profitability or market value. As previously indicated, the Corporation is subject to various categories of IRR, including repricing, basis, yield curve and options risks. In addition, interest rates may have an indirect impact on loan demand, loan origination volume, the value of the Corporation’s investment securities holdings, gains and losses on sales of securities and loans, the value of mortgage servicing rights, and other sources of earnings. In limiting IRR to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives.
IRR management is an active process that encompasses

monitoring loan and deposit flows complemented by investment and funding activities. Effective management of IRR begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate rate risk position given line of business forecasts, management objectives, market expectations and policy constraints.
     The Corporation’s ALCO utilizes various tools for the management of IRR, including simulation modeling and static gap analysis for measuring short-term IRR. Economic value of equity (“EVE”) sensitivities analysis is used to monitor the level of long-term IRR assumed. The three methodologies complement each other and are used jointly to assist in the assessment of the Corporation’s IRR.
     Net interest income simulation analysis performed by legal entity and on a consolidated basis is a tool used by the Corporation in estimating the potential change in net interest income resulting from hypothetical changes in interest rates. Sensitivity analysis is calculated using a simulation model which incorporates actual balance sheet figures detailed by maturity and interest yields or costs. It also incorporates assumptions on balance sheet growth and expected changes in its composition, estimated prepayments in accordance with projected interest rates, pricing and maturity expectations on new volumes and other non-interest related data. It is a dynamic process, emphasizing future performance under diverse economic conditions.
     Management assesses IRR using various interest rate scenarios that differ in direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, the types of interest rate scenarios processed during the year included most likely economic scenarios, flat rates, yield curve twists, +/- 200 and + 400 basis points parallel ramps and +/- 200 basis points parallel shocks. Management also performs analyses to isolate and measure basis and yield curve risk exposures, and prepayment risk. The asset and liability management group also performs validation procedures on various assumptions used as part of the sensitivity analysis as well as validations of results on a monthly basis. Due to the importance of critical assumptions in measuring market risk, the risk models incorporate third-party developed data for critical assumptions such as prepayment speeds on mortgage loans and mortgage-backed securities, estimates on the duration of the Corporation’s deposits and interest rate scenarios.
     The Corporation runs net interest income simulations under interest rate scenarios in which the yield curve is assumed to rise and decline gradually by the same amount. The rising rate scenarios considered in these market risk disclosures reflect gradual parallel changes of 200 and 400 basis points during the twelve-month period ending December 31, 2010. Under a 200 basis points rising rate scenario, 2010 projected net interest income increases by $59.8 million, while under a 400 basis points rising rate scenario, 2010 projected net interest income increases by $103.2 million. These scenarios were compared against the Corporation’s unchanged interest rates forecast. Given the fact that at December 31, 2009 some market interest rates were close to zero, management has focused on measuring the risk on net interest income in rising rate scenarios.
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
     Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. Static gap reports stratify all of the Corporation’s assets, liabilities and off-balance sheet positions according to the instrument’s maturity, repricing characteristics and optionality, assuming no new business. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Depending on the duration and repricing characteristics, changes in interest rates could either increase or decrease the level of net interest income. For any given period, the pricing structure of the assets and liabilities is matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest earning assets and interest bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity, which means that an increase in interest rates could have a positive effect on net interest income, while a decrease in interest rates could have a negative effect on net interest income. As shown in Table K, at December 31, 2009, the Corporation’s one-year cumulative positive gap was $3.3 billion, or 10.15% of total earning assets. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures. They do not incorporate possible action that could be taken to manage the Corporation’s IRR, nor do they capture the basis risks that might be included within that cumulative gap, given possible changes in the spreads between asset rates and the rates used to fund them.
     The Corporation uses EVE (economic value of equity) analysis to estimate the sensitivity of the Corporation’s assets and liabilities to changes in interest rates. EVE is equal to the estimated present value of the Corporation’s assets minus the estimated present value of the liabilities. This sensitivity analysis is a useful tool to measure long-term IRR because it captures the impact of up or down rate changes in expected cash flows, including principal and interest,

48     POPULAR, INC. 2009 ANNUAL REPORT
from all future periods.
     EVE is estimated on a monthly basis and shock scenarios are prepared on a quarterly basis. The shock scenarios consist of +/- 200 basis points parallel shocks. Minimum EVE ratio limits, expressed as EVE as a percentage of total assets, have been established for base case and shock scenarios. In addition, management has also defined limits for the increases / decreases in EVE resulting from the shock scenarios. At December 31, 2009, the Corporation was in compliance with these limits.
     The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third-party to repay debt obligations prior to maturity. At December 31, 2009, net discount associated with loans represented less than 1% of the total loan portfolio, while net premiums associated with portfolios of AFS and HTM securities approximated 1% of these investment securities portfolios. Prepayment risk also could have a significant impact on the duration of mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios. Table L, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions.
Trading
The Corporation’s trading activities are another source of market risk and are subject to policies and risk guidelines approved by the Board to manage such risks. The objective of trading activity at the Corporation is to realize profits by buying or selling acceptable securities based on prudent trading strategies, taking advantage of expected market direction or volatility, or to hedge some type of market risk. This is mostly limited to mortgage banking activities. Popular Securities, the Corporation’s broker-dealer business, also has as an additional objective of maintaining inventory positions for customer resale.
     Trading positions in the mortgage banking business, which are mostly agency mortgage-backed securities, are hedged in the agency “to be announced” (“TBA”) market. In anticipation of customer demand, the Corporation carries an inventory of capital market instruments and maintains market liquidity by quoting bid and offer prices and trading with other market makers and clients. Positions are also taken in interest rate sensitive instruments, based on expectations of future market conditions. These activities constitute the proprietary trading business and are conducted by the Corporation to provide customers with securities inventory and liquidity.
     Trading instruments are recognized at fair value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period income. Further information on the Corporation’s risk management and trading activities is included in Note 31 to the consolidated financial statements.
     In the opinion of management, the size and composition of the trading portfolio does not represent a significant source of market risk for the Corporation.
     At December 31, 2009, the trading portfolio of the Corporation amounted to $462 million and represented 1% of total assets, compared with $646 million and 2% a year earlier. Mortgage-backed securities represented 93% of the trading portfolio at the end of 2009, compared with 92% in 2008. The mortgage-backed securities are investment grade securities, all of which are rated AAA by at least one of the three major rating agencies at December 31, 2009. A significant portion of the trading portfolio is hedged against market risk by positions that offset the risk assumed. This portfolio was composed of the following at December 31, 2009:
Table — Trading Portfolio

		Weighted
(Dollars in thousands)	Amount	Average Yield*

Mortgage-backed securities	$431,375	5.73%
Collateralized mortgage obligations	3,955	5.32
U.S. Treasury and agencies	369	3.57
Puerto Rico and U.S. Government obligations	13,427	5.52
Interest-only strips	1,551	15.67
Other	11,759	6.94

Total	$462,436	5.79%

*	Not on a taxable equivalent basis.

     The level of market risk assumed by trading activities at some subsidiaries of the Corporation is subject to limits, such as those measured by its 7-day value-at-risk (“VAR”) with a confidence level of 99%. The VAR measures the maximum estimated loss that may occur over a 7-day holding period in the course of its risk taking activities with 99% confidence. Its purpose is to describe the amount of capital needed to absorb potential losses from adverse market volatility. Additionally, inventory position limits for selected business units are used to manage our exposure to market risk.
     At December 31, 2009, the trading portfolio of the Corporation had a 7-day value at risk (VAR) of approximately $3.4 million, assuming a confidence level of 99%. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates. Backtesting is performed to compare actual results against maximum estimated losses, in order to evaluate model and assumptions accuracy.
     The Corporation enters into forward contracts to sell mortgage-backed securities with terms lasting less than three months, which are accounted for as trading derivatives. These contracts are recognized at fair value with changes directly reported in current period income. Refer to the Derivatives section that follows in this MD&A for additional information. At December 31, 2009, the fair value of these forward contracts was not significant.

Table K
Interest Rate Sensitivity

	As of December 31, 2009
	By Repricing Dates
			After	After	After
		Within	three months	six months	nine months		Non-interest
	0-30	31-90	but within	but within	but within	After one	bearing
(Dollars in thousands)	days	days	six months	nine months	one year	year	funds	Total

Assets:
Money market investments	$977,317	$22,805		$200	$100	$2,375		$1,002,797
Investment and trading securities	1,008,694	319,443	$382,370	352,511	406,303	5,064,940		7,534,261
Loans	9,000,149	790,820	861,821	792,033	716,128	11,642,958		23,803,909
Other assets							$2,395,358	2,395,358

Total	10,986,160	1,133,068	1,244,191	1,144,744	1,122,531	16,710,273	2,395,358	34,736,325

Liabilities and stockholders’ equity:
Savings, NOW, money market and other interest bearing demand accounts	1,787,682	27	5		328	8,418,286		10,206,328
Certificates of deposits	1,428,955	2,333,056	2,413,336	1,494,073	742,758	2,811,087		11,223,265
Federal funds purchased and assets sold under agreements to repurchase	937,557	372,015	55,800	115,000		1,152,418		2,632,790
Other short-term borrowings	7,326							7,326
Notes payable	46,797	276,595	23,124	302,627	12,629	1,986,860		2,648,632
Non-interest bearing deposits							4,495,301	4,495,301
Other non-interest bearing liabilities							983,866	983,866
Stockholders’ equity							2,538,817	2,538,817

Total	$4,208,317	$2,981,693	$2,492,265	$1,911,700	$755,715	$14,368,651	$8,017,984	$34,736,325

Interest rate swaps
Interest rate sensitive gap	6,777,843	(1,848,625)	(1,248,074)	(766,956)	366,816	2,341,622	(5,622,626)
Cumulative interest rate sensitive gap	6,777,843	4,929,218	3,681,144	2,914,188	3,281,004	5,622,626
Cumulative interest rate sensitive gap to earning assets	20.96%	15.24%	11.38%	9.01%	10.15%	17.39%

Derivatives
Derivatives are used by the Corporation as part of its overall interest rate risk management strategy to protect against changes in net interest income and cash flows. Derivative instruments that the Corporation may use include, among others, interest rate swaps and caps, index options, and forward contracts. The Corporation does not use highly leveraged derivative instruments in its interest rate risk management strategy. The Corporation enters into interest rate swaps, interest rate caps and foreign exchange contracts for the benefit of commercial customers. Credit risk embedded in these transactions is reduced by requiring appropriate collateral levels from counterparties and entering into netting agreements whenever possible. All outstanding derivatives are recognized in the Corporation’s consolidated statement of condition at their fair value. Refer to Note 31 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities. During 2009, management enhanced credit and collateral requirements for commercial customers entering into new interest rate swaps due to the credit risk embedded in these transactions in the current economic environment, thus reducing the Corporation’s involvement in these derivative activities.
     The Corporation’s derivative activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivative transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, fixed and variable interest rate hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the

50     POPULAR, INC. 2009 ANNUAL REPORT
Table L
Maturity Distribution of Earning Assets

	As of December 31, 2009
	Maturities
		After one year
		through five years		After five years
		Fixed	Variable	Fixed	Variable
	One year	interest	interest	interest	interest
(In thousands)	or less	rates	rates	rates	rates	Total

Money market securities	$1,000,421	$2,376	—	—	—	$1,002,797
Investment and trading securities	1,877,725	2,975,668	$354,216	$1,812,609	$342,104	7,362,322
Loans:
Commercial	4,317,095	2,164,581	2,462,585	1,124,840	2,597,854	12,666,955
Construction	1,456,107	41,581	216,141	2,182	8,362	1,724,373
Lease financing	278,608	396,948	—	73	—	675,629
Consumer	1,908,455	1,251,729	426,422	142,215	316,986	4,045,807
Mortgage	925,315	1,644,247	337,700	1,401,554	382,329	4,691,145

Total	$11,763,726	$8,477,130	$3,797,064	$4,483,473	$3,647,635	$32,169,028

Notes:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation, are not included in this table.
             Loans held-for-sale have been allocated according to the expected sale date.

derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2009, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.
     Certain derivative contracts also present credit risk and liquidity risk because the counterparties may not comply with the terms of the contract, or the collateral obtained might be illiquid. The Corporation controls credit risk through approvals, limits and monitoring procedures, and through netting and collateral agreements whenever possible. Further, as applicable under the terms of the master arrangements, the Corporation may obtain collateral, where appropriate, to reduce credit risk. The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. At December 31, 2009, inclusion of the credit risk in the fair value of the derivatives resulted in a net loss of $4.8 million, which consisted of a loss of $6.8 million resulting from the Corporation’s credit standing adjustment and a gain of $2.0 million from the assessment of the counterparties’ credit risk. At December 31, 2009 the Corporation had $88 million recognized for the right to reclaim cash collateral posted. On the other hand, the Corporation had $4 million recognized for their obligation to return cash collateral received as of December 31, 2009.
Cash Flow Hedges
The Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives designated as cash flow hedges and that are linked to specified hedged assets and liabilities. The notional amount of derivatives designated as cash flow hedges as of December 31, 2009 amounted to $121 million. The cash flow hedges outstanding relate to forward contracts or “to be announced” (“TBA”) mortgage-backed securities that are sold and bought for future settlement to hedge the sale of mortgage-backed securities and loans prior to securitization. The seller agrees to deliver on a specified future date a specified instrument at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting.
     In conjunction with the issuance of medium-term notes, the Corporation had an interest rate swap to convert floating rate debt to fixed rate debt with the objective of minimizing the exposure to changes in cash flows due to higher interest rates. These contracts were designated as cash flow hedges for accounting purposes in accordance with the derivatives and hedging activities guidance. The swap matured in April 2009 and had a notional amount of $200 million at December 31, 2008.
     Refer to Note 31 to the consolidated financial statements for additional quantitative information on these derivative contracts.

Fair Value Hedges
The Corporation did not have any derivatives designated as fair value hedges during December 31, 2009 and 2008.
Trading and Non-Hedging Derivative Activities
The Corporation enters into derivative positions based on market expectations or to benefit from price differentials between financial instruments and markets mostly to economically hedge a related asset or liability. The Corporation also enters into various derivatives to provide these types of derivative products to customers. These free-standing derivatives are carried at fair value with changes in fair value recorded as part of the results of operations for the period.
     Following is a description of the most significant of the Corporation’s derivative activities that are not designated for hedge accounting. Refer to Note 31 to the consolidated financial statements for additional quantitative and qualitative information on these derivative instruments.
     At December 31, 2009, the Corporation had outstanding $2.0 billion in notional amount of interest rate swap agreements with a net negative fair value of $4.2 million, which were not designated as accounting hedges. These swaps were entered in the Corporation’s capacity as an intermediary on behalf of its customers and their offsetting swap position.
     For the year ended December 31, 2009, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net decrease in earnings of approximately $6.5 million, recorded in the other operating income category of the statement of operations, compared with an earnings reduction of approximately $2.5 million in 2008, mainly in the interest expense category.
     At December 31, 2009, the Corporation had forward contracts with a notional amount of $165 million and a positive fair value of $1 million not designated as accounting hedges. These forward contracts are considered derivatives and are recorded at fair value. Subsequent changes in the value of these forward contracts are recorded in the statement of operations. For the year ended December 31, 2009, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to non-interest income of $12.5 million, which was included in the category of trading account profit in the consolidated statement of operations. In 2008, the unfavorable impact in non-interest income of $15.3 million was included in the categories of trading account profit and gain on sale of loans.
     Furthermore, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or to certain other equity securities or commodity indexes. The Corporation, through its Puerto Rico banking subsidiary, BPPR, offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with IRA accounts, and certificates of deposit sold through its broker-dealer subsidiary. At December 31, 2009, these deposits amounted to $84 million, or less than 1% of the Corporation’s total deposits. In these certificates, the customer’s principal is guaranteed by BPPR and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.
     The risk of issuing certificates of deposit with returns tied to the applicable indexes is hedged by BPPR. BPPR purchases index options from financial institutions with strong credit standings, whose return is designed to match the return payable on the certificates of deposit issued by BPPR. By hedging the risk in this manner, the effective cost of the deposits raised by this product is fixed. The contracts have a maturity and an index equal to the terms of the pool of client’s deposits they are economically hedging.
     The purchased option contracts are initially accounted for at cost (i.e., amount of premium paid) and recorded as a derivative asset. The derivative asset is marked-to-market on a quarterly basis with changes in fair value charged to earnings. The deposits are hybrid instruments containing embedded options that must be bifurcated in accordance with the derivatives and hedging activities guidance. The initial value of the embedded option (component of the deposit contract that pays a return based on changes in the applicable indexes) is bifurcated from the related certificate of deposit and is initially recorded as a derivative liability and a corresponding discount on the certificate of deposit is recorded. Subsequently, the discount on the deposit is accreted and included as part of interest expense while the bifurcated option is marked-to-market with changes in fair value charged to earnings.
     The purchased index options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting and therefore cannot be designated as accounting hedges. At December 31, 2009, the notional amount of the index options on deposits approximated $111 million with a fair value of $7 million (asset) while the embedded options had a notional value of $84 million with a fair value of $5 million (liability).
     Refer to Note 31 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2009 and 2008.

52     POPULAR, INC. 2009 ANNUAL REPORT
Foreign Exchange
The Corporation conducts business in certain Latin American markets through several of its processing and information technology services and products subsidiaries. Also, it holds interests in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency. The resulting foreign currency translation adjustment, from operations for which the functional currency is other than the U.S. dollar, is reported in accumulated other comprehensive loss in the consolidated statements of condition, except for highly-inflationary environments in which the effects would be included in other operating income in the consolidated statements of operations.
     At December 31, 2009, the Corporation had approximately $41 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss, compared to unfavorable adjustments of $39 million at December 31, 2008 and $35 million at December 31, 2007. During those years, the Corporation did not record any remeasurement gains or losses in its consolidated statements of operations as the economies were not considered highly-inflationary environments.
     EVERTEC operates in Venezuela through its wholly-owned subsidiary EVERTEC – Venezuela. On January 7, 2010, Venezuela’s National Consumer Price Index for December 2009 was released. The cumulative three-year inflation rates for both of Venezuela’s inflation indices are over 100 percent. The Corporation calculated the cumulative three-year inflation rate on a blended basis by using the Consumer Price Index (“CPI”) for 2006 and 2007, and the National Consumer Price Index (“NCPI”) for 2008 and 2009. The blended CPI/NCPI reached cumulative three-year inflation in excess of 100% at November 30, 2009. Therefore, the Corporation will begin considering Venezuela’s economy to be highly inflationary as of January 1, 2010, and the financial statements of EVERTEC - Venezuela will need to be remeasured as if the functional currency was the reporting currency as of such date. ASC Section 830-10-45-11 defines a highly inflationary economy as one with a cumulative inflation rate of approximately 100 percent or more over a three-year period. Under ASC Topic 830, if a country’s economy is classified as highly inflationary, the functional currency of the foreign entity operating in that country must be remeasured to the functional currency of the reporting entity. The impact of remeasuring the financial statements of EVERTEC – Venezuela at January 1, 2010, using the parallel market rate of Bs6.33/US$1, is estimated at $2 million. Total assets for EVERTEC — Venezuela remeasured at the parallel rate approximated $5 million at January 1, 2010.
Liquidity
The objective of effective liquidity management is to ensure that the Corporation remains sufficiently liquid to meet all of its financial obligations, finance expected future growth and maintains a reasonable safety margin for cash commitments under both normal and stressed market conditions.
     An institution’s liquidity may be pressured if, for example, its credit rating is downgraded, it experiences a sudden and unexpected substantial cash outflow, or some other event causes counterparties to avoid exposure to the institution. An institution is also exposed to liquidity risk if the markets on which it depends on are subject to temporary disruptions.
     The Board is responsible for establishing Popular’s tolerance for liquidity risk, including approving relevant risk limits and policies. The Board has delegated the monitoring of these risks to the RMC and the ALCO. In addition to the risk management activities of ALCO, Popular has a Market Risk Management function that provides independent oversight of market and liquidity risk activities. The management of liquidity risk, on long-term and day-to-day basis, is the responsibility of the Corporate Treasury Division. The Corporation’s Corporate Treasurer is responsible for implementing the policies and procedures approved by the Board and for monitoring the liquidity position on an ongoing basis. Also, the Corporate Treasury Division coordinates corporate wide liquidity management strategies and activities with the reportable segments, oversees policy breaches and manages the escalation process.
     After substantial volatility and disruptions in late 2007 and 2008, the credit markets improved substantially in 2009. Credit spreads on non-government obligations contracted materially as they returned to more normalized levels. This was helped by the myriad funding programs introduced by the U.S. Government, which have been helpful in restoring more normal market conditions. However, disrupted market conditions have increased the Corporation’s liquidity risk exposure due primarily to increased risk aversion on the part of traditional credit providers, as well as the material declines in our credit ratings that occurred in 2009. While the Corporation’s management has implemented various strategies in the recent years to reduce liquidity exposure, such as substantially reducing the use of short-term and long-term unsecured borrowings, promoting customer deposit growth through traditional banking and internet channels, diversifying and increasing its contingency funding sources as well as exiting certain non-banking subsidiaries, a resurgence of substantial market stress could negatively influence the availability of credit to the Corporation, as well as its cost. The Corporation’s credit downgrades, as well as the economic conditions in the Corporation’s main market have hindered its ability to issue debt in the capital markets.
     The Corporation obtains liquidity from both sides of the

balance sheet as well as from off-balance-sheet activities. Liquid assets can be quickly and easily converted to cash at a reasonable cost, or are timed to mature when management anticipates a need for additional liquidity. The Corporation’s investment portfolio, including money markets such as fed funds sold and loans that can be pledged at the FHLBs and the FED, are used to manage Popular’s liquidity needs. On the liability side, diversified sources of deposits and secured credit facilities provide liquidity to Popular’s operations. Even if some of these alternatives may not be available temporarily, it is expected that in the normal course of business, the Corporation’s funding sources are adequate.
     Deposits, including customer deposits, brokered certificates of deposit, and public funds deposits, continue to be the most significant source of funds for the Corporation, totaling $25.9 billion, and funding 75% of the Corporation’s total assets at December 31, 2009.
     In addition to traditional deposits, the Corporation maintains borrowing arrangements. These borrowings consisted primarily of FHLB borrowings, securities sold under agreement to repurchase, junior subordinated deferrable interest debentures, and term notes. Refer to Notes 17, 18 and 19 to the consolidated financial statements for the composition of the Corporation’s borrowings at December 31, 2009. Also, refer to Notes 32 and 34 to the consolidated financial statements for the Corporation’s involvement in certain commitments and guarantees at December 31, 2009.
     Federal funds purchased and assets sold under agreements to repurchase at December 31, 2009 presented a reduction of $919 million compared with December 31, 2008, principally in repurchase agreements which declined by $774 million. This decline was mostly due to deleverage strategies used by the Corporation, upon the sale of part of the investment securities portfolio earlier in 2009. There were no federal funds purchased at December 31, 2009, compared with $145 million at December 31, 2008.
     A summary of the most significant changes in the Corporation’s funding sources during the year ended December 31, 2009, compared with the previous year, follows:
•	reduction in time deposits of $1.9 billion, including a decline of $0.4 billion in brokered deposits, the impact of branch closures and branch sales in the U.S. mainland operations, and lower deposit volumes gathered through the internet platform;

•	repayment of $803 million in term notes during the year ended December 31, 2009; and

•	a reduction in junior subordinated debentures of $410 million that were associated with the four trusts that issued trust preferred securities prior to December 31, 2008 and an increase of $424 million in junior subordinated debentures related to the new trust preferred securities issued to the U.S. Treasury (in exchange for the preferred stock under the TARP). Refer to the Exchange Offers section of this MD&A for further information.
     Liquidity is managed by the Corporation at the level of the holding companies that own the banking and non-banking subsidiaries. Also, it is managed at the level of the banking and non-banking subsidiaries. The Corporation has adopted policies and limits to monitor more effectively the Corporation’s liquidity position and that of the banking subsidiaries. Additionally, contingency funding plans are used to model various stress events of different magnitudes and affecting different time horizons that assist management in evaluating the size of the liquidity buffers needed if those stress events occur. However, such models may not predict accurately how the market and customers might react to every event, and are dependent on many assumptions.
     The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities. A detailed description of the Corporation’s borrowings and available lines of credit, including its terms, is included in Notes 17 through 20 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements, provide information on the Corporation’s cash inflows and outflows.
Banking Subsidiaries
Primary sources of funding for the Corporation’s banking subsidiaries (BPPR and BPNA), or “the banking subsidiaries,” include retail and commercial deposits, brokered deposits, collateralized borrowings and, to a lesser extent, loan sales. Also, as indicated in the Regulatory Capital section of this MD&A, during 2009, BPNA received substantial capital contributions in order to maintain its well-capitalized status. In addition, the Corporation’s banking subsidiaries maintain borrowing facilities with the Federal Home Loan Bank (“FHLB”) and at the discount window of the Federal Reserve Bank of New York (“Fed”), and have a considerable amount of collateral pledged that can be used to quickly raise funds under these facilities. Borrowings from the FHLB or the Fed discount window require the Corporation to pledge securities or whole loans as collateral. The banking subsidiaries must maintain their FHLB memberships to continue accessing this source of funding. The principal uses of funds for the banking subsidiaries include loan originations, investment portfolio purchases, repayment of maturing obligations (including deposits), operational expenses, and in the case of BPPR, dividend payments to the holding company. Also, the banking subsidiaries assume liquidity risk related to collateral posting requirements for some derivative transactions and recourse obligations; off-balance sheet activities mainly in connection with contractual commitments; recourse provisions; servicing advances; derivatives and support to several mutual funds administered by BPPR.

54      POPULAR, INC. 2009 ANNUAL REPORT
     The bank operating subsidiaries maintain sufficient funding capacity to address large increases in funding requirements such as deposit outflows. This capacity is comprised mainly of available liquidity derived from secured funding sources, as well as on-balance sheet liquidity in the form of balances maintained at the FED and FHLB and liquid unpledged securities.
     The Corporation’s ability to compete successfully in the marketplace for deposits, excluding brokered deposits, depends on various factors, including pricing, service, convenience and financial stability as reflected by operating results, credit ratings (by nationally recognized credit rating agencies), and importantly, FDIC deposit insurance. Although a downgrade in the credit rating of the Corporation may impact its ability to raise retail and commercial deposits or the rate that it is required to pay on such deposits, management does not believe that the impact should be material. Deposits at all of the Corporation’s banking subsidiaries are federally insured (subject to FDIC limits) and this is expected to mitigate the effect of a downgrade in the credit ratings. During 2009, the rating agencies downgraded the ratings of the Corporation and its banking subsidiaries on several occasions. The impact of the downgrades on the Corporation’s ability to attract and retain retail and commercial deposits has not been material to date.
     Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Refer to Table H for a breakdown of deposits by major types. Core deposits are generated from a large base of consumer, corporate and institutional customers. As indicated in the glossary, for purposes of defining core deposits, the Corporation excludes brokered deposits with denominations under $100,000. Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $19.5 billion, or 75% of total deposits, at December 31, 2009, compared to $19.9 billion and 72% at December 31, 2008. Core deposits financed 60% of the Corporation’s earning assets at December 31, 2009, compared to 55% at December 31, 2008.
     Certificates of deposit with denominations of $100,000 and over at December 31, 2009 totaled $4.7 billion, or 18% of total deposits, compared to $4.7 billion, or 17%, at December 31, 2008. Their distribution by maturity at December 31, 2009 was as follows:
Table — Certificates of Deposit by Maturities

(In thousands)

3 months or less	$2,012,633
3 to 6 months	1,056,514
6 to 12 months	913,220
Over 12 months	687,876

Total	$4,670,243

     At December 31, 2009, 8% of the Corporation’s assets were financed by brokered deposits. The Corporation had $2.7 billion in brokered deposits at December 31, 2009, compared with $3.1 billion at December 31, 2008. Brokered certificates of deposit, which are typically sold through an intermediary to small retail investors, provide access to longer-term funds and provide the ability to raise additional funds without pressuring retail deposit pricing. An unforeseen disruption in the brokered deposits market, stemming from factors such as legal, regulatory or financial risks, could adversely affect the Corporation’s ability to fund a portion of the Corporation’s operations and/or meet its obligations.
     In the event that any of the Corporation’s banking subsidiaries fall under the regulatory capital ratios of a well-capitalized institution or are subject to capital restrictions by the regulators, that banking subsidiary faces the risk of not being able to raise or maintain brokered deposits and faces limitations on the rate paid on deposits, which may hinder the Corporation’s ability to effectively compete in its retail markets and could affect its deposit raising efforts.
     Average deposits, including brokered deposits, for the year ended December 31, 2009 represented 79% of average earning assets, compared with 76% and 70% for the years ended December 31, 2008 and 2007, respectively. Table M summarizes average deposits for the past five years. As it applies to the BPPR reportable segment only, average deposits for the year ended December 31, 2009, funded 79% of its average earning assets, while for BPNA’s reportable segment this ratio stood at 82%.
     To the extent that the banking subsidiaries are unable to obtain sufficient liquidity through core deposits, the Corporation may meet its liquidity needs through short-term borrowings by pledging securities for borrowings under repurchase agreements, by pledging additional loans and securities through the available secured lending facilities, or by selling liquid assets. These measures are subject to availability of collateral.
     The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB at competitive prices. At December 31, 2009, the banking subsidiaries had short-term and long-term credit facilities authorized with the FHLB aggregating $1.9 billion based on assets pledged with the FHLB at that date, compared with $2.2 billion at December 31, 2008. Outstanding borrowings under these credit facilities totaled $1.1 billion at December 31, 2009 and 2008. Such advances are collateralized by mortgage loans and securities, do not have restrictive covenants and do not have any callable features.
     At December 31, 2009, the banking subsidiaries had a borrowing capacity at the Fed discount window of approximately $2.9 billion, which remained unused as of that date. This compares to a borrowing capacity at the Fed discount window of $3.4 billion as of December 31, 2008. The facility was unused at said date. This facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available

Table M
Average Total Deposits

	For the Year

(Dollars in thousands)	2009	2008	2007	2006	2005

Non-interest bearing demand deposits	$4,293,285	$4,120,280	$4,043,427	$3,969,740	$4,068,397

Savings accounts	5,538,077	5,600,377	5,697,509	5,440,101	5,676,452
NOW, money market and other interest bearing demand accounts	4,804,023	4,948,186	4,429,448	3,877,678	3,731,905

Certificates of deposit:
Under $100,000	7,166,756	6,955,843	3,949,262	3,768,653	3,382,445
$100,000 and over	4,214,125	4,598,146	5,928,983	4,963,534	4,266,983

Certificates of deposit	11,380,881	11,553,989	9,878,245	8,732,187	7,649,428

Other time deposits	811,943	1,241,447	1,520,471	1,244,426	1,126,887

Total interest bearing deposits	22,534,924	23,343,999	21,525,673	19,294,392	18,184,672

Total average deposits	$26,828,209	$27,464,279	$25,569,100	$23,264,132	$22,253,069

under this borrowing facility is dependent upon the balance of loans and securities pledged as collateral. The reduction in the borrowing capacity at the Fed discount window from December 31, 2008 to December 31, 2009 was impacted by reduced volume of commercial loans pledged due to lower availability as the bank’s portfolio has declined, a market-wide reduction by the Fed on the lendable values of certain types of loans deposited as collateral based on assumptions regarding their average risk characteristics, revised estimates of market value by the Fed and an increase in delinquent loans. During 2009, the Corporation provided collateral in the form of consumer loans to help replenish the available credit facility.
     At December 31, 2009, management believes that the banking subsidiaries had sufficient current and projected liquidity to meet its expected cash flow needs during the foreseeable future, and have sufficient liquidity buffers to address a stress event.
     Although the banking subsidiaries have historically been able to replace maturing deposits and advances if desired, no assurance can be given that they would be able to replace those funds in the future if the Corporation’s financial condition or general market conditions were to change. The Corporation’s financial flexibility will be severely constrained if its banking subsidiaries are unable to maintain access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if management is required to rely more heavily on more expensive funding sources to support future growth, revenues may not increase proportionately to cover costs. In this case, profitability would be adversely affected.
Bank Holding Companies
The principal sources of funding for the holding companies include cash on hand, investment securities, dividends received from banking and non-banking subsidiaries (subject to regulatory limits), asset sales, credit facilities available from affiliate banking subsidiaries and proceeds from new borrowings. The principal use of these funds include capitalizing banking subsidiaries, the repayment of maturing debt, and interest payments to holders of senior debt and trust preferred securities (including the payment to the U.S. Treasury amounting to $46.8 million a year based on an annual rate of 5%). The Corporation suspended the payment of dividends to common and preferred stockholders during 2009 as a result of dividend restrictions imposed by regulators and in order to conserve capital.
     Banking laws place certain restrictions on the amount of dividends a bank may pay to its parent company based on its earnings and capital position. At December 31, 2009, BPPR and BPNA were required to obtain the approval of the Federal Reserve Board to declare a dividend. Due to limitations resulting from lower earnings in 2009 in the Puerto Rico operations, management expects that projected dividends from BPPR to the Corporation’s holding company will be significantly lower than those received in previous years. During 2009, BPPR paid $55.6 million in dividends to its parent company, compared with $179.9 million in 2008. The Corporation has never received dividend payments from its U.S. mainland subsidiaries. Refer to Popular, Inc.’s Form 10-K for the year ended December 31, 2009 for further information on dividend restrictions imposed by regulatory requirements and policies on the payment of dividends by BPPR and BPNA. Furthermore, during 2009, the non-banking subsidiaries paid $132.5 million in dividends to the BHCs.
     The Corporation’s bank holding companies (“BHCs”, Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc.) have in the past borrowed in the money markets and in the corporate debt market primarily to finance their non-banking

56     POPULAR, INC. 2009 ANNUAL REPORT
subsidiaries. However, the cash needs of the Corporation’s non-banking subsidiaries other than to repay indebtedness are now minimal given that the PFH business was discontinued. These sources of funding have become more difficult to obtain and costly due to disrupted market conditions and the reductions in the Corporation’s credit ratings. During the fourth quarter of 2009, the Corporation announced a medium term notes issuance. As a result of feedback received during the marketing period, the Corporation decided not to proceed with the offering.
     A principal use of liquidity at the BHCs is to ensure its subsidiaries are adequately capitalized. Operating losses at the BPNA banking subsidiary have required the BHCs to contribute equity capital to ensure that it meets the regulatory guidelines for “well-capitalized” institutions. In the event that additional capital contributions were necessary, management believes that the BHCs currently have enough liquidity resources to meet potential capital needs from BPNA in the ordinary course of business. As indicated previously, during 2009, the BHCs made capital contributions to BPNA amounting to $590 million in order to maintain the banking subsidiary at well-capitalized levels.
     Refer to Note 41 to the consolidated financial statements, which provides a statement of condition, of operations and of cash flows for the three BHCs. The loans held-in-portfolio in such financial statements are principally associated with intercompany transactions. The investment securities held-to-maturity at the parent holding company, amounting to $456 million at December 31, 2009, consisted principally of $430 million of subordinated notes from BPPR. Currently, subject to the required approval of the Federal Reserve Bank of New York, BPPR may, at any time, partially redeem these notes at a redemption price of 100% of the principal amount.
     The maturities of the BHCs’ outstanding notes payable at December 31, 2009 are shown in the table below.
Table — BHCs Notes Payable by Maturity

Year	(In millions)

2010	$2
2011	354
2012	274
2013	3
2014	—
Later years	440
No stated maturity	936

Sub-total	$2,009
Less: Discount	(512	)(a)

Total	$1,497

(a)	Amounts relate to junior subordinated debentures associated with the trust preferred securities issued to the U.S. Treasury. Refer to the Exchange Offers section of this MD&A for information on this issuance.

     The repayment of these obligations represents a potential cash need which is expected to be met with internal liquidity resources and / or new debt or equity capital. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit and the Corporation’s creditworthiness.
     Given the weakened economy, current market conditions, and the Corporation’s recent credit rating downgrades, which are described below, there is no assurance that the BHCs will be able to obtain new borrowings or additional equity from external investors. The BHCs liquidity position continues to be adequate with sufficient cash on hand, investment securities and other sources of liquidity which are expected to be enough to meet all BHCs obligations due through the second quarter of 2011 in the ordinary course of business. Incremental credit losses at the U.S. banking subsidiary could result in additional capital contributions to BPNA, which could put pressure on the Corporation’s BHCs liquidity position. The Corporation has developed several strategies to ensure that sufficient liquidity resources will be available at that time. Although there can be no certainty that the Corporation will be successful in the implementation of these strategies, and the costs of the implementation and their impact on the business is uncertain, management believes that prospective liquidity challenges at the BHCs will be manageable.
Non-banking subsidiaries
The principal sources of funding for the non-banking subsidiaries include internally generated cash flows from operations, loan sales, repurchase agreements, borrowed funds from their direct parent companies or the holding companies. The principal uses of funds for the non-banking subsidiaries include loan originations, repayment of maturing debt, operational expenses and payment of dividends to the BHCs. The liquidity needs of the non-banking subsidiaries are minimal since most of them are funded internally from operating cash flows or from intercompany borrowings from their holding companies, BPPR or BPNA. During 2009, the non-banking subsidiaries paid $132.5 million in dividends to the BHCs.
Other Funding Sources and Capital
The investment securities portfolio provides an additional source of liquidity, which may be created through either securities sales or repurchase agreements. The Corporation’s investment securities portfolio consists primarily of liquid government investment securities sponsored agency securities, government sponsored mortgage-backed securities, and collateralized mortgage obligations that can be used to raise funds in the repo markets. At December 31, 2009, the investment and trading securities portfolios, as shown in Table L, totaled $7.4 billion, of which $1.9 billion, or 26%, had maturities of one year or less. Mortgage-related investments in Table L are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to having sufficient unpledged collateral available at the time the transactions are to be consummated. The Corporation’s unpledged investment and trading securities, excluding other investment securities, amounted to $2.6 billion at December 31, 2009, compared with $2.7 billion at the same date in the previous year. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets or from secured lending sources.
     Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, have secondary markets which the Corporation may use. The maturity distribution of the loan portfolio as of December 31, 2009 is presented in Table L. As of that date, $8.9 billion, or 37% of the loan portfolio was expected to mature within one year, compared with $10.4 billion or 40% of the loan portfolio in the previous year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.
     The Corporation’s debt and preferred stock ratings are currently rated “non-investment” grade by the rating agencies. The market for non-investment grade securities is much smaller and less liquid than for investment grade securities. Therefore, if the company were to attempt to issue preferred stock or debt securities in the capital markets, it is possible that there would not be sufficient demand to complete a transaction and the cost could be substantially higher than the cost for highly rated securities.
     As previously indicated, the Corporation has a limited number of authorized and unreserved shares of common stock to issue in the future. As a result, the Corporation will need to obtain the stockholder’s consent to amend the certificate of incorporation to increase the amount of authorized capital stock if the Corporation intends to issue significant amounts of common stock in the future to satisfy liquidity and regulatory needs.
Risks to Liquidity
Total lines of credit outstanding are not necessarily a measure of the total credit available on a continuing basis. Some of these lines could be subject to collateral requirements, standards of creditworthiness, leverage ratios and other regulatory requirements, among other factors. Derivatives, such as those embedded in long-term repurchase transactions or interest rate swaps, and off-balance sheet exposures, such as recourse, are subject to collateral requirements. As their fair value increases, the collateral requirements may increase, thereby reducing the balance of unpledged securities.
     Reductions of the Corporation’s credit ratings by the rating agencies could also affect its ability to borrow funds, and could substantially raise the cost of our borrowings. Some of the Corporation’s borrowings have “rating triggers” that call for an increase in their interest rate in the event of a rating downgrade. In addition, changes in the Corporation’s ratings could lead creditors and business counterparties to raise the collateral requirements, which could reduce available unpledged securities, reducing excess liquidity. Refer to Part II – Other Information, Item 1A-Risk Factors of the Corporation’s Form 10-K for the year ended December 31, 2009 for additional information on factors that could impact liquidity.
     The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of a further decay or deepening of the economic recession in Puerto Rico, the credit quality of the Corporation could be further affected and result in higher credit costs. Even though the U.S. economy appears to be in the initial stages of a recovery, it is not certain that the Puerto Rico economy will benefit materially from a rebound in the U.S. cycle. Puerto Rico economy faces various challenges including the persistent government deficit and a residential real estate sector under substantial pressures.
     Factors that the Corporation does not control, such as the economic outlook of its principal markets and regulatory changes, could also affect its ability to obtain funding. In order to prepare for the possibility of such scenario, management has adopted contingency plans for raising financing under stress scenarios when important sources of funds that are usually fully available are temporarily unavailable. These plans call for using alternate funding mechanisms, such as the pledging of certain asset classes and accessing secured credit lines and loan facilities put in place with the FHLB and the Fed.
     Credit ratings of Popular’s debt obligations are an important factor for liquidity because they impact the Corporation’s ability to borrow in the capital markets, its cost and access to funding sources. Credit ratings are based on the financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and the Corporation’s ability to access a broad array of wholesale funding sources, among other factors. The Corporation’s principal credit ratings are at a level below “investment grade” which may affect the Corporation’s ability to raise funds in the capital markets. The Corporation’s counterparties are sensitive to the risk of a rating downgrade. As a result of the recent downgrades, the cost of borrowing funds in the institutional market has increased materially. In addition, the ability of the Corporation to raise new funds or renew maturing debt may be more difficult. Some of the Corporation or its subsidiaries contracts include close-out provisions if the credit ratings fall below certain levels. Subsequent paragraphs provide additional information on these contracts, which principally

58      POPULAR, INC. 2009 ANNUAL REPORT
include derivatives, custodial and mortgage servicing agreements.
     The Corporation’s ratings and outlook at December 31, 2009 and 2008 are presented in the table below.
Table — Credit Ratings

At December 31, 2009
Popular, Inc.
	Short-term	Long-term
	debt	debt	Outlook

Fitch	B	B	Negative

Moody’s	—	Ba1	Negative

S&P	C	B-	Negative

At December 31, 2008
Popular, Inc.
	Short-term	Long-term
	debt	debt	Outlook

Fitch	F-2	A-	Negative

Moody’s	P-2	A3	Negative

S&P	A-2	BBB+	Negative

     During 2009, the three rating agencies downgraded the Corporation’s credit ratings on several occasions. In general, the rating agencies’ reports cited concerns, such as asset quality challenges, pressures on the Corporation’s capital position, weak operating performance, and liquidity. Any of the rating agencies could change their ratings of the Corporation or the ratings outlook at any time without previous notice.
     The Corporation’s banking subsidiaries have historically not used unsecured capital market borrowings to finance its operations, and therefore are less sensitive to the level and changes in the Corporation’s overall credit ratings. Their main funding sources are currently deposits and secured borrowings, and in the case of BPNA, capital contributions from its parent company. At the BHCs, the volume of capital market borrowings has declined substantially, as the non-banking lending businesses that it had historically funded have been shut down and outstanding unsecured senior debt has been reduced.
     At December 31, 2009, Corporation had $350 million in senior debt issued by the bank holding companies with interest that adjusts in the event of senior debt rating downgrades. As a result of rating downgrades affected by the rating agencies during 2009, the cost of this senior debt increased prospectively by 500 basis points, which would represent an annualized increase in the interest expense on the particular debt of approximately $17.5 million. Further rating downgrades will result in increases to the interest rate of such debt by 75 basis points per notch. Refer to Note 19 to the consolidated financial statements for detailed terms on these term notes. No other outstanding borrowings have rate or maturity triggers associated with credit ratings. The Corporation’s banking subsidiaries currently do not use borrowings that are rated by the major rating agencies, as these banking subsidiaries are funded primarily with deposits and secured borrowings.
     Some of the Corporation’s derivative instruments include financial covenants tied to the bank’s well-capitalized status and credit ratings. These agreements could require exposure collateralization, early termination or both. The fair value of derivative instruments in a liability position subject to financial covenants approximated $66 million at December 31, 2009, with the Corporation providing collateral totaling $88 million to cover the net liability position with counterparties on these derivative instruments.
     In addition, certain mortgage servicing and custodial agreements that BPPR has with third parties include rating covenants. Based on BPPR’s failure to maintain the required credit ratings, the third parties could have the right to require the institution to engage a substitute fund custodian and/or increase collateral levels securing the recourse obligations. Also, as discussed in the Contractual Obligations and Commercial Commitments section of this MD&A, the Corporation services residential mortgage loans subject to credit recourse provisions. Certain contractual agreements require the Corporation to post collateral to secure such recourse obligations if the institution’s required credit ratings are not maintained. Collateral pledged by the Corporation to secure recourse obligations approximated $54 million at December 31, 2009. The Corporation could be required to post additional collateral under the agreements. Management expects that it would be able to meet additional collateral requirements if and when needed. The requirements to post collateral under certain agreements or the loss of custodian funds could reduce the Corporation’s liquidity resources and impact its operating results.
Off-Balance Sheet Arrangements
In the ordinary course of business, the Corporation engages in financial transactions that are not recorded on the balance sheet, or may be recorded on the balance sheet in amounts that are different than the full contract or notional amount of the transaction. As a provider of financial services, the Corporation routinely enters into commitments with off-balance sheet risk to meet the financial needs of its customers. These commitments may include loan commitments and standby letters of credit. These commitments are subject to the same credit policies and approval process used for on-balance sheet instruments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. Other types of off-balance sheet arrangements that the Corporation enters in the ordinary course of business include derivatives, operating leases and provision of guarantees, indemnifications, and representation and warranties.
     Refer to the Contractual Obligations and Commercial Commitments section of this MD&A for a discussion of various off-balance sheet arrangements.

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
     At December 31, 2009, the aggregate contractual cash obligations, including purchase obligations and borrowings maturities, were:
Table — Contractual Obligations

	Payments Due by Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Certificates of deposit	$8,412	$2,045	$701	$65	$11,223
Fed funds and repurchase agreements	1,471	125	399	638	2,633
Other short-term borrowings	7	—	—	—	7
Long-term debt	385	1,228	141	869 (a)	2,623
Purchase obligations	89	23	3	2	117
Annual rental commitments under operating leases	38	67	59	192	356
Capital leases	1	1	2	22	26

Total contractual cash obligations	$10,403	$3,489	$1,305	$1,788	$16,985

(a)	Includes junior subordinated debentures with an aggregate liquidation amount of $936 million, net of $512 million discount. These junior subordinated debentures are perpetual (no stated maturity).

     Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2009, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases the Corporation has committed to contracts that may extend for several years to secure favorable pricing concessions.
     As previously indicated, the Corporation also enters into derivative contracts under which it is required either to receive or pay cash, depending on changes in interest rates. These contracts are carried at fair value on the consolidated statements of condition with the fair value representing the net present value of the expected future cash receipts and payments based on market rates of interest as of the statement of condition date. The fair value of the contract changes daily as interest rates change. The Corporation may also be required to post additional collateral on margin calls on the derivatives and repurchase transactions.
     Under the Corporation’s repurchase agreements, Popular is required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of changes in interest rates, the Corporation will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity.
     At December 31, 2009, the Corporation’s liability on its pension and postretirement benefit plans amounted to $261 million, compared with $374 million at December 31, 2008. During 2010, the Corporation expects to contribute $3 million to the pension and benefit restoration plans, and $5 million to the postretirement benefit plan to fund current benefit payment requirements. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 27 to the consolidated financial statements for further information on these plans. Management believes that the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition. In February 2009, BPPR’s non-contributory defined pension and benefit restoration plans were frozen with regards to all future benefit accruals after April 30, 2009.
     At December 31, 2009, the liability for uncertain tax positions was $49 million. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty. Under the statute of limitations, the liability for uncertain tax positions expires as follows: 2010 — $9.6 million, 2011 — $17.2 million, 2012 — $11.5 million, 2013 — $6.4 million, 2014 — $3.6 million and 2015 — $0.7 million. As a result of examinations, the Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $15 million.
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

60      POPULAR, INC. 2009 ANNUAL REPORT
without being drawn upon, the total contractual amounts are not representative of the Corporation’s actual future credit exposure or liquidity requirements for these commitments.
     At December 31, 2009, the contractual amounts related to the Corporation’s off-balance sheet lending and other activities were the following:
Table — Off-Balance Sheet Lending and Other Activities

Amount of Commitment — Expiration Period
	Less than	1 to 3	3 to 5	After 5
(In millions)	1 year	years	years	years	Total

Commitments to extend credit	$6,265	$539	$48	$162	$7,014
Commercial letters of credit	13	—	—	—	13
Standby letters of credit	125	8	1	—	134
Commitments to originate mortgage loans	46	2	—	—	48
Unfunded investment obligations	—	1	9	—	10

Total	$6,449	$550	$58	$162	$7,219

     The Corporation securitized mortgage loans into guaranteed mortgage-backed securities subject to limited, and in certain instances, lifetime credit recourse on the loans that serve as collateral for the mortgage-backed securities. Also, from time to time, the Corporation may sell, in bulk sale transactions, residential mortgage loans and SBA commercial loans subject to credit recourse or to certain representations and warranties from the Corporation to the purchaser. These representations and warranties may relate, for example, to borrower creditworthiness, loan documentation, collateral, prepayment and early payment defaults. The Corporation may be required to repurchase the loans under the credit recourse agreements or representation and warranties.
     At December 31, 2009, the Corporation serviced $4.5 billion (2008 — $4.9 billion) in residential mortgage loans subject to credit recourse provisions, principally loans associated with FNMA and Freddie Mac programs. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to repurchase the loan or reimburse the third party investor for the incurred loss. The maximum potential amount of future payments that the Corporation would be required to make under the recourse arrangements in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced. During 2009, the Corporation repurchased approximately $47 million in mortgage loans subject to the credit recourse provisions. In the event of nonperformance by the borrower, the Corporation has rights to the underlying collateral securing the mortgage loan. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing of the related property. Historically, the losses associated to these credit recourse arrangements, which pertained to residential mortgage loans in Puerto Rico, have not been significant. At December 31, 2009, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $16 million (2008 — $14 million).
     When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming conventional mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or may sell the loans directly to FNMA or other private investors for cash. To the extent the loans do not meet specified characteristics, investors are generally entitled to require the Corporation to repurchase such loans or indemnify the investor against losses if the assets do not meet certain guidelines. Quality review procedures are performed by the Corporation as required under the government agency programs to ensure that asset guideline qualifications are met. The Corporation has not recorded any specific contingent liability in the consolidated financial statements for these customary representation and warranties related to loans sold by the Corporation’s mortgage operations in Puerto Rico, and management believes that, based on historical data, the probability of payments and expected losses under these representation and warranty arrangements is not significant.
     Servicing agreements relating to the mortgage-backed securities programs of FNMA, FHLMC and GNMA, and to mortgage loans sold or serviced to certain other investors, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2009, the Corporation serviced $13.2 billion (2008 — $12.7 billion) in mortgage loans, including the loans serviced with credit recourse. The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantee programs. However, in the interim, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan will be canceled as part of the foreclosure proceedings and the Corporation will not receive any future servicing income with respect to that loan. At December 31, 2009, the amount of funds advanced by the Corporation under such servicing agreements was approximately $14 million (2008 — $11 million). To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

     At December 31, 2009, the Corporation had established reserves for customary representation and warranties related to loans sold by its U.S. subsidiary E-LOAN. Loans had been sold to investors on a servicing released basis subject to certain representation and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation is required to make certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not complied, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. The loans had been sold prior to 2009. At December 31, 2009, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $33 million, which was included as part of other liabilities in the consolidated statement of condition (2008 — $6 million). E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities during 2008. In 2009, the Corporation continued to reassess its estimate for expected losses associated to E-LOAN’s customary representation and warranty arrangements. The analysis incorporates expectations on future disbursements based on quarterly repurchases and make-whole events for the most recent two years, which reflect the increase in claims resulting from the current deteriorated economic environment, including the real estate market. The analysis also considers factors such as the average time distance between the loan’s funding date and the loan repurchase date as observed in the historical loan data. During 2009, E-LOAN charged-off approximately $14 million against this representation and warranty reserve associated with loan repurchases and indemnifications or make-whole payments. Make-whole events are typically defaulted cases which the investor attempts to recover by collateral or guarantees, and the seller is obligated to cover any impaired or unrecovered portion of the loan.
     During 2008, the Corporation provided indemnifications for the breach of certain representations or warranties in connection with certain sales of assets by the discontinued operations of PFH. The sales were on a non-credit recourse basis. At December 31, 2009, the agreements primarily include indemnification for breaches of certain key representations and warranties, some of which expire within a definite time period; others survive until the expiration of the applicable statute of limitations, and others do not expire. Certain of the indemnifications are subject to a cap or maximum aggregate liability defined as a percentage of the purchase price. The indemnifications agreements outstanding at December 31, 2009 related principally to make-whole arrangements. At December 31, 2009, the Corporation’s reserve related to PFH’s indemnity arrangements amounted to $9 million (2008 — $16 million), and is included as other liabilities in the consolidated statement of condition. During 2009, the Corporation recorded charge-offs with respect to the PFH’s representation and warranty arrangements amounting to approximately $3 million. The reserve balance at December 31, 2009 contemplates historical indemnity payments. Certain indemnification provisions, which included, for example, reimbursement of premiums on early loan payoffs and repurchase obligation for defaulted loans within a short-term timeframe, expired during 2009. Popular, Inc. Holding Company and Popular North America have agreed to guarantee certain obligations of PFH with respect to the indemnification obligations.
     During the year ended December 31, 2009, the Corporation sold a lease portfolio of approximately $0.3 billion. At December 31, 2009, the reserve established to provide for any losses on the breach of certain representations and warranties included in the associated sale agreements amounted to $6 million. This reserve is included as part of other liabilities in the consolidated statement of condition. During 2009, the Corporation recorded charge-offs of approximately $1 million related to these representation and warranty arrangements.
     Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries totaling $0.6 billion at December 31, 2009. In addition, at December 31, 2009, PIHC fully and unconditionally guaranteed, on a subordinated basis, $1.4 billion of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 22 to the consolidated financial statements for information on these trust entities.
     The Corporation is a defendant in a number of legal proceedings arising in the ordinary course of business. Based on the opinion of legal counsel, management believes that the final disposition of these matters (except for the matters described in the Legal Proceedings section of this MD&A or Note 33 to the consolidated financial statements which are in very early stages and as to which the actions of which currently cannot be predicted) will not have a material adverse effect on the Corporation’s business, results of operations, financial condition and liquidity.
     Refer to the notes to the consolidated financial statements for further information on the Corporation’s contractual obligations, commercial commitments, and derivative contracts.
Credit Risk Management and Loan Quality
Credit risk occurs anytime funds are advanced, committed, invested or otherwise exposed. Credit risk arises primarily from the Corporation’s lending activities, as well as from other on-balance sheet and off-balance sheet credit instruments. Credit risk management is based on analyzing the creditworthiness of the borrower, the adequacy of underlying collateral given current events and conditions, and the existence and strength of any guarantor support.
     Business activities that expose the Corporation to credit risk should be managed within the Board’s established limits that consider factors, such as maintaining a prudent balance of risk-taking across diversified risk types and business units (compliance with regulatory guidance, considering factors such as concentrations and loan-to-value ratios), controlling the exposure to lower credit quality assets, and limiting growth in, and overall exposure to, any product or risk segment where the Corporation does not have sufficient experience and a proven ability to predict credit losses.
     The Corporation manages credit risk by maintaining sound underwriting standards, monitoring and evaluating loan portfolio quality, its trends and collectability, and assessing reserves and loan concentrations. Also, credit risk is mitigated by implementing and monitoring lending policies and collateral requirements, and instituting credit review procedures to ensure appropriate actions to comply with laws and regulations. The Corporation’s credit policies require prompt identification and quantification of asset quality deterioration or potential loss in order to ensure the adequacy of the allowance for loan losses. Included in these policies, primarily determined by the amount, type of loan and risk characteristics of the credit facility, are various approval levels and lending limit constraints, ranging from the branch or department level to those that are more centralized. When considered necessary, the Corporation requires collateral to support credit extensions and commitments, which is generally in the form of real estate and personal property, cash on deposit and other highly liquid instruments.
     The Corporation’s Credit Strategy Committee (“CRESCO”) is management’s top policy-making body with respect to credit-related matters and credit strategies. CRESCO will review the activities of each subsidiary, in the detail that it may deem appropriate, to ensure a proactive and coordinated management of

62     POPULAR, INC. 2009 ANNUAL REPORT
credit granting, credit exposures and credit procedures. CRESCO’s principal functions include reviewing the adequacy of the allowance for loan losses and periodically approving appropriate provisions, monitoring compliance with charge-off policy, establishing portfolio diversification, yield and quality standards, establishing credit exposure reporting standards, monitoring asset quality, and approving credit policies and amendments thereto for the subsidiaries and / or business lines, including special lending approval authorities when and if appropriate. The analysis of the allowance adequacy is presented to the Risk Management Committee of the Board of Directors for review, consideration and ratification on a quarterly basis.
     The Corporation also has a Corporate Credit Risk Management Division (“CCRMD”). CCRMD is a centralized unit, independent of the lending function. The CCRMD’s functions include identifying, measuring and controlling credit risk independently from the business units, evaluating the credit risk rating system and reviewing the adequacy of the allowance for loan losses in accordance with Generally Accepted Accounting Principles (“GAAP”) and regulatory standards. CCRMD also ensures that the subsidiaries comply with the credit policies and applicable regulations, and monitors credit underwriting standards. Also, the CCRMD performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and/ or geographic regions.
     The Corporation has a Credit Process Review Group within the CCRMD, which performs annual comprehensive credit process reviews of several middle markets, construction, asset-based and corporate banking lending groups in BPPR. This group evaluates the credit risk profile of each originating unit along with each unit’s credit administration effectiveness, including the assessment of the risk rating representative of the current credit quality of the loans, and the evaluation of collateral documentation. The monitoring performed by this group contributes to assess compliance with credit policies and underwriting standards, determine the current level of credit risk, evaluate the effectiveness of the credit management process and identify control deficiencies that may arise in the credit-granting process. Based on its findings, the Credit Process Review Group recommends corrective actions, if necessary, that help in maintaining a sound credit process. CCRMD has contracted an outside loan review firm to perform the credit process reviews for the portfolios of commercial and construction loans in the U.S. mainland operations. The CCRMD participates in defining the review plan with the outside loan review firm and actively participates in the discussions of the results of the loan reviews with the business units. The CCRMD may periodically review the work performed by the outside loan review firm. CCRMD reports the results of the credit process reviews to the Risk Management Committee of the Corporation’s Board of Directors.
     The Corporation has specialized workout officers that handle substantially all commercial loans which are past due 90 days and over, borrowers which have filed bankruptcy, or those that are considered problem loans based on their risk profile.
     At December 31, 2009, the Corporation’s credit exposure was centered in its $23.8 billion total loan portfolio, which represented 74% of its earning assets. The portfolio composition for the last five years is presented in Table G.
     The Corporation issues certain credit-related off-balance sheet financial instruments including commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. For these financial instruments, the contract amount represents the credit risk associated with failure of the counterparty to perform in accordance with the terms and conditions of the contract and the decline in value of the underlying collateral. The credit risk associated with these financial instruments varies depending on the counterparty’s creditworthiness and the value of any collateral held. Refer to Note 32 to the consolidated financial statements and to the Contractual Obligations and Commercial Commitments section of this MD&A for the Corporation’s involvement in these credit-related activities.
     At December 31, 2009, the Corporation maintained a reserve of approximately $15 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit, compared to $16 million at December 31, 2008. The estimated reserve is principally based on the expected draws on these facilities using historical trends and the application of the corresponding reserve factors determined under the Corporation’s allowance for loan losses methodology. This reserve for unfunded exposures remains separate and distinct from the allowance for loan losses and is reported as part of other liabilities in the consolidated statement of condition.
     The Corporation is also exposed to credit risk by using derivative instruments but manages the level of risk by only dealing with counterparties of good credit standing, entering into master netting agreements whenever possible and, when appropriate, obtaining collateral. Refer to Note 31 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities. Also, you may refer to the Derivatives section included under Risk Management in this MD&A.
     The Corporation may also encounter risk of default in relation to its investment securities portfolio. Refer to Notes 7 and 8 for the composition of the investment securities available-for-sale and held-to-maturity. The investment securities portfolio held by the Corporation at December 31, 2009 are mostly Obligations of U.S. Government sponsored entities, collateralized mortgage obligations, mortgage-backed securities and U.S. Treasury securities. The vast majority of these securities are rated the equivalent of AAA by the major rating agencies. A substantial portion of these instruments are guaranteed by mortgages, a U.S.

government sponsored entity or the full faith and credit of the U.S. Government.
     The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses, as well as corporate borrowers engaged in a wide variety of industries. Only 276 of these commercial lending relationships have credit relations with an aggregate exposure of $10 million or more. At December 31, 2009, highly leveraged transactions and credit facilities to finance speculative real estate ventures amounted to $90 million, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits.
     The Corporation has a significant portfolio in construction and commercial loans, mostly secured by commercial and residential real estate properties. Due to their nature, these loans entail a higher credit risk than consumer and residential mortgage loans, since they are larger in size, may have less collateral coverage, higher concentrated risk in a single borrower and are generally more sensitive to economic downturns. Rapidly changing collateral values, general economic conditions and numerous other factors continue to create volatility in the housing markets and have increased the possibility that additional losses may have to be recognized with respect to the Corporation’s current nonperforming assets. Furthermore, given the current slowdown in the real estate market, the properties securing these loans may be difficult to dispose of, if foreclosed.
     The housing market in the U.S. is undergoing a correction of historic proportions. After a period of several years of booming housing markets, fueled by liberal credit conditions and rapidly rising property values, since early 2007 the sector has been in the midst of a substantial dislocation. This dislocation has had a significant impact on some of the Corporation’s U.S.-based business segments and has affected its ongoing financial results and condition. The general level of property values in the U.S., as measured by several indexes widely followed by the market, has declined significantly. These declines are the result of ongoing market adjustments that are aligning property values with income levels and home inventories. The supply of homes in the market increased substantially, and property value decreases were required to clear the overhang of excess inventory in the U.S. market. Recent indicators suggest that after a material price correction, the U.S. real estate market may be entering a period of relative stability. Nonetheless, further declines in property values could impact the credit quality of the Corporation’s U.S. mortgage loan portfolio because the value of the homes underlying the loans is a primary source of repayment in the event of foreclosure. In the event of foreclosure in a loan from this portfolio, the current market value of the underlying collateral could be insufficient to cover the loan amount owed.
     The level of real estate prices in Puerto Rico had been more stable than in other U.S. markets, but the current economic environment has accelerated the devaluation of properties when compared with previous periods. Also, additional economic weakness in Puerto Rico and the U.S. mainland could further pressure residential property values. Lower real estate values could increase loan delinquencies, foreclosures and the cost of repossessing and disposing of real estate collateral. The higher end of the housing market in Puerto Rico appears to have suffered a substantial slowdown in sales activity in recent quarters, as reflected in the low absorption rates of projects financed in the Corporation’s construction loan portfolio.
     As indicated previously in this MD&A, during 2008, management executed a series of actions to mitigate its credit risk exposure in the U.S. mainland. These actions included the discontinuance of PFH. Also, the Corporation exited the lending business of E-LOAN which also faced high credit losses, particularly in its HELOC and closed-end second mortgage portfolios. In the case of the banking operations, during 2009, the Corporation executed a plan to close, consolidate or sell underperforming branches and exit lending businesses that do not generate deposits or fee income. The Corporation has significantly curtailed the production of non-traditional mortgages as it ceased originating non-conventional mortgage loans in its U.S. mainland operations. This initiative was part of the BPNA Restructuring Plan implemented in the fourth quarter of 2008. The non-conventional mortgage unit is currently focused on servicing the run-off portfolio and restructuring loans that have or show signs of credit deterioration.
     Management continues to refine the Corporation’s credit standards to meet the changing economic environment. The Corporation has adjusted its underwriting criteria, as well as enhanced its line management and collection strategies, in an attempt to mitigate losses. The commercial banking group restructured and strengthened several areas to manage more effectively the current scenario, focusing strategies on critical steps in the origination and portfolio management processes to ensure the quality of incoming loans as well as to detect and manage potential problem loans early. The consumer lending area also tightened the underwriting standards across all business lines and reduced its exposure in areas that are more likely to be impacted under the current economic conditions.
Geographical and Government Risk
The Corporation is also exposed to geographical and government risk. The Corporation’s assets and revenue composition by geographical area and by business segment is presented in Note 39 to the consolidated financial statements.
     A significant portion of the Corporation’s financial activities and credit exposure is concentrated in Puerto Rico (the “Island”) and the Island’s economy continues to deteriorate.

64     POPULAR, INC. 2009 ANNUAL REPORT
     Since 2006, the Puerto Rico economy has been experiencing recessionary conditions. Based on information published by the Puerto Rico Planning Board (the “Planning Board”), the Puerto Rico real gross national product decreased 3.7% during the fiscal year ended June 30, 2009.
     In 2010, the Puerto Rico economy should benefit from the disbursement of approximately $2.5 billion from the American Recovery and Reinvestment Act of 2009 (“ARRA”) and $280.3 million from the Commonwealth’s local stimulus package.
     The Commonwealth of Puerto Rico government is currently addressing a fiscal deficit which has been estimated at approximately $3.2 billion or over 30% of its annual budget. It is implementing a multi-year budget plan for reducing the deficit, as its access to the municipal bond market and its credit ratings depend, in part, on achieving a balanced budget. Measures that the government has implemented have included reducing expenses, including public-sector employment layoffs. Since the government is an important source of employment on the Island, these measures could have the effect of intensifying the current recessionary cycle. The Puerto Rico Labor Department reported an unemployment rate of 14.3% for December 2009 compared with 13.1% for December 2008.
     This decline in the Island’s economy has resulted in, among other things, a downturn in the Corporation’s loan originations; an increase in the level of its non-performing assets, loan loss provisions and charge-offs, particularly in the Corporation’s construction and commercial loan portfolios; an increase in the rate of foreclosures on mortgage loans; and a reduction in the value of the Corporation’s loans and loan servicing portfolio, all of which have adversely affected its profitability. If the decline in economic activity continues, there could be further adverse effects on the Corporation’s profitability.
     The current state of the economy and uncertainty in the private and public sectors has had an adverse effect on the credit quality of the Corporation’s loan portfolios. The persistent economic slowdown would cause those adverse effects to continue, as delinquency rates may increase in the short-term, until sustainable growth resumes. Also, a potential reduction in consumer spending may also impact growth in the Corporation’s other interest and non-interest revenues.
     At December 31, 2009, the Corporation had $1.1 billion of credit facilities granted to or guaranteed by the Puerto Rico Government and its political subdivisions, of which $215 million are uncommitted lines of credit. Of these total credit facilities granted, $994 million were outstanding at December 31, 2009. A substantial portion of the Corporation’s credit exposure to the Government of Puerto Rico is either collateralized loans or obligations that have a specific source of income or revenues identified for their repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as water and electric power utilities. Public corporations have varying degrees of independence from the central Government and many receive appropriations or other payments from it. The Corporation also has loans to various municipalities in Puerto Rico for which the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. Another portion of these loans consists of special obligations of various municipalities that are payable from the basic real and personal property taxes collected within such municipalities.
     Furthermore, at December 31, 2009, the Corporation had outstanding $263 million in Obligations of Puerto Rico, States and Political Subdivisions as part of its investment securities portfolio. Refer to Notes 7 and 8 to the consolidated financial statements for additional information. Of that total, $258 million was exposed to the creditworthiness of the Puerto Rico Government and its municipalities. Of this portfolio, $55 million are in the form of Puerto Rico Commonwealth Appropriation Bonds, of which $45 million are rated Ba1, one notch below investment grade, by Moody’s, while Standard & Poor’s Rating Services rates them as investment grade. As of December 31, 2009, the Puerto Rico Commonwealth Appropriation Bonds represented approximately $0.6 million in unrealized losses in the investment securities available-for-sale and held-to-maturity portfolios. The Corporation continues to closely monitor the political and economic situation of the Island and evaluates the portfolio for any declines in value that management may consider being other-than-temporary.
     As further detailed in Notes 7 and 8 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government sponsored entities, as well as mortgage-backed securities guaranteed by Ginnie Mae. In addition, $302 million of residential mortgages and $350 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2009.
Non-Performing Assets
Non-performing assets include past-due loans that are no longer accruing interest, renegotiated loans and real estate property acquired through foreclosure. A summary of non-performing assets by loan categories, including certain credit quality metrics, is presented in Table N. For a summary of the Corporation’s policy for placing loans on non-accrual status, refer to the Critical Accounting Policies / Estimates section in this MD&A.
     Non-performing assets attributable to the continuing operations totaled $2.4 billion at December 31, 2009, compared with $1.3 billion at December 31, 2008 and $852 million at December 31,

2007. The increase from December 31, 2008 to December 31, 2009 was concentrated in portfolios secured by real estate. At December 31, 2009, non-performing loans secured by real estate amounted to $1.3 billion or 14.92% of total loans secured by real estate in the Puerto Rico operations and $697 million or 10.69%, respectively, in the U.S. mainland operations. These figures compare to $704 million or 7.64% in Puerto Rico and $338 million or 4.72% in the U.S. mainland operations at December 31, 2008. At the end of 2007, these figures were $330 million and 3.61% in Puerto Rico and $303 million and 4.41% in the U.S. mainland operations. The increase in non-performing assets from December 31, 2008 to December 31, 2009 was primarily related to increases in construction, commercial, and mortgage loans. Non-performing commercial and construction loans increased from the end of 2008 to December 31, 2009 primarily in the BPPR reportable segment by $579 million and in the BPNA reportable segment by $328 million. In terms of reserves, the total allowance for loan losses to non-performing loans represented 55.40% at December 31, 2009, compared to 73.40% at December 31, 2008 and 71.21% at December 31, 2007.
     Non-performing construction loans increased $535 million from the end of 2008 to December 31, 2009 primarily in the BPPR reportable segment by $389 million and in the BPNA reportable segment by $146 million. The ratio of construction non-performing loans to construction loans held-in-portfolio increased from 14.44% at December 31, 2008 to 49.58% at December 31, 2009. There were 22 construction loan relationships greater than $10 million in non-accrual status with an outstanding debt of $544 million at December 31, 2009, mostly related to the Puerto Rico operations, compared with 6 construction loan relationships with an outstanding debt of $152 million at December 31, 2008. The construction non-performing loans to construction loans held-in-portfolio ratios were 55.86% for the BPPR reportable segment and 38.99% for the BPNA reportable segment at December 31, 2009. At December 31, 2008, these ratios were 15.02% and 13.37% for BPPR and BPNA reportable segments, respectively. The construction loans in non-performing status for both reportable segments are primarily residential real estate construction loans which have been adversely impacted by general market conditions, decreases in property values, oversupply in certain areas and reduced absorption rates. For the year 2009, the housing market in Puerto Rico reported nearly 22,000 residential units constructed or under construction, which represented approximately 3.7 years of estimated inventory according to the demand of such year. Historically, the Corporation’s loss experience with real estate construction loans has been relatively low due to the sufficiency of the underlying real estate collateral. In the current stressed housing market, the value of the collateral securing the loan has become one of the most important factors in determining the amount of loss incurred and the appropriate level of the allowance for loan losses. As further described in the Allowance for Loan Losses section of this MD&A, management has increased the allowance for loan losses through specific reserves for the construction loans considered impaired. Construction loans considered specifically impaired amounted to $841 million at December 31, 2009, compared to $375 million at the same date in 2008. The specific reserves for impaired construction loans amounted to $163 million at December 31, 2009, compared to $120 million at December 31, 2008. Non-performing construction loans increased $224 million from the end of 2007 to December 31, 2008 primarily in the BPPR reportable segment by $168 million and in the BPNA reportable segment by $62 million.
     The increase in non-performing commercial loans from $465 million at December 31, 2008 to $837 million at December 31, 2009 resulted from the continuing downturn in the U.S. economy and the recessionary economy in Puerto Rico that is now in its fourth year. The percentage of non-performing commercial loans to commercial loans held-in-portfolio rose from 3.41% at December 31, 2008 to 6.61% at December 31, 2009. For December 31, 2007, this ratio was 1.95%. Non-performing commercial loans increased from December 31, 2008 to December 31, 2009 in the BPPR reportable segment by $190 million and in the BPNA reportable segment by $182 million. There were 5 commercial loan relationships greater than $10 million in non-accrual status with an outstanding debt of approximately $100 million at December 31, 2009, compared with 2 commercial loan relationships with an outstanding debt of $31 million at December 31, 2008. Commercial loans considered specifically impaired amounted to $646 million at December 31, 2009, compared to $447 million at the same date in 2008. The specific reserves for impaired commercial loans at December 31, 2009 amounted to $109 million, compared to $61 million at December 31, 2008. Non-performing commercial loans increased $198 million from the end of 2007 to December 31, 2008, which also was related to the recessionary environment both in Puerto Rico and the United States.
     The Corporation’s commercial loan portfolio secured by commercial real estate (“CRE”), excluding construction loans, amounted to $7.5 billion at December 31, 2009, of which $3.4 billion was secured with owner occupied properties. CRE non-performing loans amounted to $557 million, or 7.41% of CRE loans at December 31, 2009. The CRE non-performing loans ratios for the Corporation’s Puerto Rico and U.S. mainland operations were 8.29% and 6.39%, respectively, at December 31, 2009. At December 31, 2008, the Corporation’s CRE portfolio, excluding construction loans, amounted to $7.5 billion, of which $3.5 billion was secured with owner occupied properties. CRE non-performing loans amounted to $290 million or 3.88% of CRE loans at December 31, 2008. The CRE non-performing loans ratios for the Corporation’s Puerto Rico and U.S. mainland operations were 5.85% and 1.64%, respectively, at December 31, 2008.
     Recognition of interest income on commercial and construction loans is discontinued when the loans are 90 days or more in arrears on payments of principal or interest or when other factors

66     POPULAR, INC. 2009 ANNUAL REPORT
Table N
Non-Performing Assets

	As of December 31,
(Dollars in thousands)	2009	2008*	2007	2006	2005

Non-accrual loans:
Commercial	$836,728	$464,802	$266,790	$158,214	$131,260
Construction	854,937	319,438	95,229	—	2,486
Lease financing	9,655	11,345	10,182	11,898	2,562
Mortgage	510,847	338,961	349,381	499,402	371,885
Consumer	64,185	68,263	49,090	48,074	39,316

Total non-performing loans	2,276,352	1,202,809	770,672	717,588	547,509
Other real estate	125,483	89,721	81,410	84,816	79,008

Total non-performing assets	$2,401,835	$1,292,530	$852,082	$802,404	$626,517

Accruing loans past-due 90 days or more	$239,559	$150,545	$109,569	$99,996	$86,662

Non-performing loans to loans held-in-portfolio	9.60%	4.67%	2.75%	2.24%	1.77%
Non-performing assets to total assets	6.91	3.32	1.92	1.69	1.29
Interest lost	$59,982	$48,707	$71,037	$58,223	$46,198

*	Amounts as of December 31, 2008 exclude assets from discontinued operations. Non-performing loans and other real estate from discontinued operations amounted to $3 million and $0.9 million, respectively, as of December 31, 2008.

indicate that the collection of principal and interest is doubtful. The impaired portions on these loans are charged-off at no longer than 365 days past due.
     Non-performing mortgage loans held-in-portfolio increased $172 million from December 31, 2008 to the same date in 2009, mainly in the BPPR reportable segment by $110 million and the BPNA reportable segment by $62 million. The higher level of non-performing residential mortgage loans was principally attributed to BPNA’s non-conventional mortgage business in the U.S. mainland operations and Puerto Rico’s residential mortgage portfolio. Deteriorating economic conditions have impacted the mortgage delinquency rates and have increased pressure in home prices both in the United States and Puerto Rico. Total mortgage loans net charge-offs in the BPPR reportable segment amounted to $10.7 million for the year ended December 31, 2009, an increase of $7.8 million compared to the same period of 2008. BPPR reportable segment’s mortgage loan portfolio averaged approximately $2.8 billion for the year ended December 31, 2009. Total mortgage loans net charge-offs in the BPNA reportable segment amounted to $109.9 million for the year ended December 31, 2009, an increase of $59.9 million compared to the previous year. BPNA’s non-conventional mortgage loan portfolio outstanding at December 31, 2009 approximated $1.1 billion with a related allowance for loan losses of $118 million or 11.16%. As indicated in the Restructuring Plans section of this MD&A, the Corporation is no longer originating non-conventional mortgage loans at BPNA. Net charge-offs for BPNA’s non-conventional mortgage loan portfolio totaled $97.1 million with a ratio of 8.50% of net charge-offs to average non-conventional mortgage loans held-in-portfolio for the year ended December 31, 2009. Recognition of interest income on mortgage loans is discontinued when 90 days or more in arrears on payments of principal or interest. The impaired portions on mortgage loans are charged-off at 180 days past due. Non-performing mortgage loans decreased by $10 million from December 31, 2007 to the same date in 2008. The decline was associated in part to the reclassification of $2 million in non-performing mortgage loans of PFH to “Assets from discontinued operations” in the consolidated statement of condition at December 31, 2008. PFH had $179 million in non-performing mortgage loans at December 31, 2007.
     The decrease of $4 million in non-performing consumer loans from December 31, 2008 to the same period in 2009 was primarily associated with the BPNA reportable segment which decreased by $13 million. This decrease is mainly attributed to E-LOAN home equity lines of credit and closed-end second mortgages, which reported improvements in delinquency levels during the fourth quarter of 2009. With the downsizing of E-LOAN in late 2007, this subsidiary ceased originating these types of loans. Home equity lending includes both home equity loans and lines of credit. This type of lending, which is secured by a first or second mortgage on the borrower’s residence, allows a customer to borrow against the equity in their home. Real estate market values as of the time the loan or line is granted directly affect the amount of credit extended and, in addition, changes in these values impact the severity of losses. E-LOAN’s portfolio of home equity lines of credit and closed-end second mortgages outstanding at December 31, 2009 totaled $538.8 million with a related allowance for loan losses of $94.8 million or 17.59%. Recognition of interest income on closed-end consumer loans and home equity lines of credit is discontinued when the loans are 90 days or more in arrears on payments of principal or interest. Income is generally recognized on open-end consumer loans, except for home equity lines of credit, until the loans are charged-off. Closed-end consumer loans and leases are charged-off when they are 120 days in arrears. Open-end consumer loans are charged-off when 180 days in arrears. The favorable variance mentioned above was partially offset by an increase of $9 million from December 31, 2008 to December 31, 2009 in non-performing consumer loans for the BPPR reportable segment. This increase was primarily related to the auto loans portfolio as a result of the recessionary economic conditions. Non-performing consumer loans increased by $19 million from December 31, 2007 to the same date in 2008, due principally to the BPNA reportable segment which increased by $24 million, with an increase of $18 million attributed to E-LOAN. Partially offsetting this increase from the end of 2007 to the end of 2008 was a reduction in PFH of $6 million due to the sale of its portfolio and the discontinuance of the business.
     Other real estate, which represents real estate property acquired through foreclosure, increased by $36 million from December 31, 2008 to the same date in 2009. This increase was principally due to an increase in the BPPR reportable segment by $44 million, including both commercial and residential properties. This increase includes a residential real estate construction project in the Virgin Islands repossessed by BPPR with a carrying value of $10.5 million at December 31, 2009. The increase in the BPPR reportable segment was partially offset by a decrease of $9 million in other real estate pertaining to the BPNA reportable segment mainly driven by sales of properties. With the slowdown in the housing market caused by a continued economic deterioration in certain geographical areas, there has been a softening effect on the market for resale of repossessed real estate properties. As a result, defaulted loans have increased, and these loans move through the default process to the other real estate classification. The combination of increased flow of defaulted loans from the loan portfolio to other real estate owned and the slowing of the liquidation market has resulted in an increase in the number of other real estate units on hand. Other real estate increased by $8 million from December 31, 2007 to the same date in 2008. This increase was principally due to an increase in the BPNA reportable segment by $28 million and BPPR reportable segment by $12 million, which was partially offset by $32 million in other real estate pertaining to PFH at December 31, 2007.
     Once a loan is placed in non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. Refer to Table N for information on the interest income that would have been realized had these loans been performing in accordance with their original terms.
     In addition to the non-performing loans included in Table N, there were $248 million of loans at December 31, 2009, which in management’s opinion are currently subject to potential future classification as non-performing and are considered specifically impaired, compared to $206 million at December 31, 2008 and $50 million at December 31, 2007.
     Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies as a percentage of their related portfolio category at December 31, 2009 and 2008 are presented below.
Table — Loan Delinquencies

(Dollars in millions)	2009	2008

Loans delinquent 30 days or more	$3,685	$2,547

Total delinquencies as a percentage of total loans:
Commercial	10.17%	6.74%
Construction	57.72	19.33
Lease financing	4.49	4.95
Mortgage	23.96	18.51
Consumer	6.09	6.12

Total	15.48%	9.69%

     Accruing loans past due 90 days or more are composed primarily of credit cards, FHA / VA and other insured mortgage loans, and delinquent mortgage loans included in the Corporation’s financial statements pursuant to GNMA’s buy-back option program. Servicers of loans underlying GNMA mortgage-backed securities must report as their own assets the defaulted loans that they have the option to purchase, even when they elect not to exercise that option. Also, accruing loans past due 90 days or more include residential conventional loans purchased from other financial institutions that, although delinquent, the Corporation has received timely payment from the sellers / servicers, and, in some instances, have partial guarantees under recourse agreements.
Allowance for Loan Losses
The allowance for loan losses, which represents management’s estimate of credit losses inherent in the loan portfolio, is maintained at a sufficient level to provide for estimated credit losses on individually evaluated loans as well as estimated credit losses inherent in the remainder of the loan portfolio. The Corporation’s management evaluates the adequacy of the allowance for loan losses on a quarterly basis. In this evaluation, management considers current economic conditions and the resulting impact on Popular’s loan portfolio, the composition of the portfolio by loan type and risk characteristics, historical loss experience, results of periodic credit reviews of individual loans, regulatory requirements and loan impairment measurement, among other factors.
     The Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic developments affecting specific customers, industries

68     POPULAR, INC. 2009 ANNUAL REPORT
or markets. Other factors that can affect management’s estimates are the years of historical data when estimating losses, changes in underwriting standards, financial accounting standards and loan impairment measurements, among others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold may all affect the required level of the allowance for loan losses. Consequently, the business financial condition, liquidity, capital and results of operations could also be affected.
     The Corporation’s assessment of the allowance for loan losses is determined in accordance with accounting guidance, specifically guidance of loss contingencies in ASC Subtopic 450-20 and loan impairment guidance in ASC Section 310-10-35. Refer to the Critical Accounting Policies / Estimates section of this MD&A for a description of the Corporation’s allowance for loan losses methodology.
     Refer to Table O for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years.
     Table P details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.
     The following table presents net charge-offs to average loans held-in-portfolio (“HIP”) by loan category for the years ended December 31, 2009, 2008 and 2007:
Table — Net Charge-Offs to Average Loans HIP

	2009	2008	2007

Commercial	2.00%	1.24%	0.58%
Construction	15.30	5.81	(0.10)
Lease financing	2.46	1.72	1.28
Mortgage	2.75	1.17	0.35
Consumer	7.28	4.95	3.25

Total	4.17%	2.29%	1.01%

     Credit quality performance continued to be under pressure during 2009 and has continued into 2010. Generally, all of the Corporation’s loan portfolios have been affected by the sustained deterioration of the economic conditions affecting the markets in which the Corporation operates.
     The increase in construction loans net charge-offs for the year ended December 31, 2009, compared with 2008, was related to the Corporation’s Puerto Rico and U.S. operations. The construction loan portfolio is currently considered one of the higher-risk portfolios by the Corporation. Management has identified construction loans considered specifically impaired and has established specific reserves based on the value of the collateral. The allowance for loan losses corresponding to construction loans represented 19.79% of that portfolio at December 31, 2009, compared with 7.70% in 2008 and 4.31% in 2007. The ratio of allowance to non-performing loans in the construction loan category was 39.92% at the end of 2009, compared with 53.32% in 2008 and 87.86% in 2007. Construction credits, which have been adversely impacted by depressed economic conditions and decreases in property values, are primarily residential real estate construction loans.
     The BPPR reportable segment construction loan portfolio totaled $1.1 billion at December 31, 2009, compared with $1.4 billion at December 31, 2008 and $1.2 billion at December 31, 2007. The construction loans net charge-offs for the BPPR reportable segment amounted to $195.8 million for the year ended December 31, 2009, compared with net charge-offs of $64.0 million for 2008 and net recoveries of $1.6 million for 2007. The ratio of construction loans net charge-offs to average construction loans held-in-portfolio in the BPPR reportable segment was 14.96% for the year ended December 31, 2009, compared with 4.83% for the same period in 2008. At December 31, 2009, approximately $605 million or 55.86% of the segment’s construction loans were in non-performing status.
     The BPNA reportable segment construction loan portfolio totaled $642 million at December 31, 2009, compared with $778 million at December 31, 2008 and $700 million at December 31, 2007. BPNA reportable segment construction loans net charge-offs totaled $114.2 million for 2009 and $56.4 million for 2008. The BPNA reportable segment construction loans net charge-offs to average construction loans held-in-portfolio ratio experienced an increase from 7.54% for the year 2008 to 15.92% for the year 2009. There were no construction loans net charge-offs at BPNA during 2007. At December 31, 2009, approximately $250 million or 38.99% of the segment’s construction loans were in non-performing status.
     The increase in commercial loans net charge-offs for the year ended December 31, 2009, compared to the previous year, was mostly associated with the deteriorated economic conditions reflected across all industry sectors. The BPNA reportable segment had a ratio of commercial loans net charge-offs to average commercial loans held-in-portfolio of 2.38% for the year ended December 31, 2009, compared to 0.76% for 2008, and 0.35% for 2007. The U.S. commercial segments which continue to report higher net charge-offs in 2009 were primarily small businesses and commercial real estate as a result of depressed economic conditions. The ratio of commercial loans net charge-offs to average commercial loans held-in-portfolio in the BPPR reportable segment was 1.69% for the year ended December 31, 2009, compared to 1.60% for 2008 and 0.72% for 2007. The allowance for loan losses corresponding to commercial loans held-in-portfolio represented

3.46% of that portfolio at December 31, 2009, compared with 2.16% in 2008 and 1.02% in 2007. The ratio of allowance to non-performing loans in the commercial loan category was 52.31% at the end of 2009, compared with 63.39% in 2008 and 52.10% in 2007. At December 31, 2009, commercial loans in non-performing status amounted to approximately $516 million, or 7.25% of commercial loans held-in-portfolio at the BPPR reportable segment, and $320 million, or 5.79% at the BPNA reportable segment.
     The Corporation’s allowance for loan losses for mortgage loans held-in-portfolio represented 3.36% of that portfolio at December 31, 2009, compared with 2.38% in 2008 and 1.15% in 2007. Mortgage loans net charge-offs as a percentage of average mortgage loans held-in-portfolio increased primarily in the U.S. mainland operations, particularly due to non-conventional mortgage loans, which are considered by management as another of the Corporation’s higher-risk portfolios.
     The BPNA reportable segment mortgage loan portfolio totaled $1.5 billion at December 31, 2009, compared with $1.7 billion at December 31, 2008 and $1.9 billion at December 31, 2007. The mortgage loans net charge-offs for the BPNA reportable segment amounted to $109.9 million for the year ended December 31, 2009, compared with $50.0 million for 2008 and $14.2 million for 2007. The BPNA reportable segment reported a ratio of mortgage loans net charge-offs to average mortgage loans held-in-portfolio of 6.93% for the year ended December 31, 2009, compared with 2.91% for 2008, and 0.89% for 2007. At December 31, 2009, approximately $198 million or 13.49% of the reportable segment’s mortgage loans were in non-performing status. Deteriorating economic conditions in the U.S. mainland housing market have impacted the mortgage industry delinquency rates. As a result of higher delinquency and net charge-offs, BPNA recorded a higher provision for loan losses in 2009 to cover for inherent losses in this portfolio. The general level of property values in the U.S. mainland, as measured by several indexes widely followed by the market, has declined. These declines are the result of ongoing market adjustments that are aligning property values with income levels and home inventories. The supply of homes in the market has increased substantially, and additional property value decreases may be required to clear the overhang of excess inventory in the U.S. market. Declining property values affect the credit quality of the Corporation’s U.S. mainland mortgage loan portfolio because the value of the homes underlying the loans is a primary source of repayment in the event of foreclosure. As indicated in the Restructuring Plans section of this MD&A, the Corporation is no longer originating non-conventional mortgage loans at BPNA.
     Mortgage loans net charge-offs in the BPPR reportable segment amounted to $10.7 million for 2009, compared to $2.9 million in 2008 and $1.2 million in 2007. The slowdown in the housing sector in Puerto Rico has put pressure on home prices and reduced sales activity. The ratio of mortgage loans net charge-offs to average mortgage loans held-in-portfolio for the BPPR reportable segment was 0.38% for the year ended December 31, 2009, compared to 0.10% for 2008. BPPR’s mortgage loans are primarily fixed-rate fully amortizing, full-documentation loans that do not have the level of layered risk associated with subprime loans offered by certain major U.S. mortgage loan originators. As in the U.S. mainland, the continued recessionary environment in Puerto Rico has negatively impacted property values, thus increasing the level of losses. Deteriorating economic conditions have impacted the mortgage delinquency rates in Puerto Rico increasing the levels of non-accruing mortgage loans.
     Consumer loans net charge-offs as a percentage of average consumer loans held-in-portfolio rose due to higher delinquencies in the U.S. mainland and in Puerto Rico. Consumer loans net charge-offs in the BPNA reportable segment increased to $147.6 million for the year ended December 31, 2009, compared with $91.6 million for 2008 and $20.7 million for 2007. E-LOAN represented approximately $50.8 million of the increase in the net charge-offs in consumer loans held-in-portfolio for the BPNA reportable segment between 2008 and 2009. The ratio of consumer loans net charge-offs to average consumer loans held-in-portfolio in the BPNA reportable segment was 13.31% for 2009, compared with 6.89% for 2008 and 1.83% for 2007. This increase in net charge-offs in consumer loans held-in-portfolio for the BPNA reportable segment was mainly related to E-LOAN’s home equity lines of credit and closed-end second mortgages, also considered by management as higher-risk portfolios. E-LOAN has ceased originating these types of loans. A home equity line of credit is a loan secured by a primary residence or second home. The deterioration in the delinquency profile and the declines in property values have negatively impacted charge-offs. E-LOAN’s home equity lines of credit and closed-end second mortgages loan portfolio totaled $538.8 million at December 31, 2009 and had a current loan-to-value ratio of approximately 113% and 106%, respectively. The current loan-to-value ratios of these portfolios resulted from appraisals mostly updated during the year ended December 31, 2009. As of such date, approximately $15.6 million or 2.89% of these particular loan portfolios was in non-performing status. Combined net charge-offs for E-LOAN’s home equity lines of credit and second mortgages totaled $106.7 million or 16.99% for the year ended December 31, 2009.
     Consumer loans net charge-offs in the BPPR reportable segment rose for the year ended December 31, 2009, when compared with the previous year, by $21.7 million. The ratio of consumer loans net charge-offs to average consumer loans held-in-portfolio in the BPPR reportable segment was 5.21% for 2009, compared with 4.21% for 2008 and 3.73% for 2007. The increase was mainly attributed to BPPR’s credit cards portfolio as a result of the current recessionary environment in Puerto Rico. The allowance for loan losses for consumer loans held-in-portfolio represented 7.64% of

70     POPULAR, INC. 2009 ANNUAL REPORT
Table O
Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)	2009		2008		2007		2006		2005

Balance at beginning of year	$882,807		$548,832		$522,232		$461,707		$437,081
Allowances acquired	—		—		7,290		—		6,291
Provision for loan losses	1,405,807		991,384		341,219		187,556		121,985
Impact of change in reporting period*	—		—		—		—		1,586

	2,288,614		1,540,216		870,741		649,263		566,943

Charge-offs:
Commercial	290,547		184,578		94,992		54,724		64,559
Construction	311,311		120,425		—		—		—
Lease financing	22,281		22,761		23,722		24,526		20,568
Mortgage	124,781		53,303		15,889		4,465		4,908
Consumer	347,027		264,437		173,937		125,350		85,068

	1,095,947		645,504		308,540		209,065		175,103

Recoveries:
Commercial	27,281		15,167		18,280		17,195		21,965
Construction	1,386		—		1,606		22		—
Lease financing	4,799		3,934		8,695		10,643		10,939
Mortgage	4,175		425		421		526		301
Consumer	30,896		26,014		28,902		27,327		26,292

	68,537		45,540		57,904		55,713		59,497

Net loans charged-off:
Commercial	263,266		169,411		76,712		37,529		42,594
Construction	309,925		120,425		(1,606)		(22)		—
Lease financing	17,482		18,827		15,027		13,883		9,629
Mortgage	120,606		52,878		15,468		3,939		4,607
Consumer	316,131		238,423		145,035		98,023		58,776

	1,027,410		599,964		250,636		153,352		115,606

Write-downs related to loans transferred to loans held-for-sale	—		12,430		—		—		—
Change in allowance for loan losses from discontinued operations**	—		(45,015)		(71,273)		26,321		10,370

Balance at end of year	$1,261,204		$882,807		$548,832		$522,232		$461,707

Loans held-in-portfolio:
Outstanding at year end	$23,713,113		$25,732,873		$28,021,456		$32,017,017		$31,011,026
Average	24,650,071		26,162,786		24,908,943		23,533,341		21,280,242
Ratios:
Allowance for loan losses to year end loans held-in-portfolio	5.32%		3.43%		1.96%		1.63%		1.49%
Recoveries to charge-offs	6.25		7.05		18.77		26.65		33.98
Net charge-offs to average loans held-in-portfolio	4.17		2.29		1.01		0.65		0.54
Net charge-offs earnings coverage	0.82	x	1.29	x	2.53	x	4.87	x	6.84	x
Allowance for loan losses to net charge-offs	1.23		1.47		2.19		3.41		3.99
Provision for loan losses to:
Net charge-offs	1.37		1.65		1.36		1.22		1.06
Average loans held-in-portfolio	5.70%		3.79%		1.37%		0.80%		0.57%
Allowance to non-performing loans	55.40		73.40		71.21		72.78		84.33

*	Represents the net effect of provision for loan losses, less net charge-offs corresponding to the impact of the change in fiscal period at certain subsidiaries (change from fiscal to calendar reporting year for non-banking subsidiaries).

**	A positive amount represents higher provision for loan losses recorded during the period compared to net charge-offs, and vice versa for a negative amount.

that portfolio at December 31, 2009, compared with 6.23% in 2008 and 4.39% in 2007. The increase in this ratio was the result of increased levels of delinquencies and charge-offs.
     The allowance for loan losses increased from December 31, 2008 to December 31, 2009 by $378 million. The allowance for loan losses represented 5.32% of loans held-in-portfolio at December 31, 2009, compared with 3.43% at December 31, 2008 and 1.96% at December 31, 2007. The increase from December 31, 2008 to December 31, 2009 was mainly attributed to reserves for commercial and construction loans due to the continued deterioration of the economic and housing market conditions in Puerto Rico and in the U.S. mainland. Also, the Corporation recorded higher reserves to cover inherent losses in the home equity lines of credit and closed-end second mortgages loan portfolios of the U.S. mainland operations. The persistent declines in residential real estate values, combined with the reduced ability of certain homeowners to refinance or repay their residential real estate obligations, have resulted in higher delinquencies and losses in these U.S. mainland portfolios.
     The following table sets forth information concerning the composition of the Corporation’s allowance for loan losses (“ALLL”) at December 31, 2009 by loan category and by whether the allowance and related provisions were calculated individually pursuant the requirements for specific impairment or through a general valuation allowance:
Table — ALLL — General and Specific Reserves

	December 31, 2009
			Lease
(In thousands)	Commercial	Construction	Financing	Mortgage	Consumer	Total

Specific allowance for loan losses	$108,769	$162,907	—	$52,211	—	$323,887
Impaired loans	645,513	841,361	—	186,747	—	1,673,621
Specific allowance for loan losses to impaired loans	16.85%	19.36%	—	27.96%	—	19.35%

General allowance for loan losses	$328,940	$178,412	$18,558	$102,400	$309,007	$937,317
Loans held-in-portfolio, excluding impaired loans	12,018,546	883,012	675,629	4,416,498	4,045,807	22,039,492
General allowance for loans losses to loans held-in-portfolio, excluding impaired loans	2.74%	20.20%	2.75%	2.32%	7.64%	4.25%

Total allowance for loan losses	$437,709	$341,319	$18,558	$154,611	$309,007	$1,261,204
Total loans held-in-portfolio	12,664,059	1,724,373	675,629	4,603,245	4,045,807	23,713,113
Allowance for loan losses to loans held-in-portfolio	3.46%	19.79%	2.75%	3.36%	7.64%	5.32%

     The Corporation’s recorded investment in commercial, construction and mortgage loans that were considered impaired and the related valuation allowance at December 31, 2009, December 31, 2008, and December 31, 2007 were:

	2009		2008		2007
	Recorded	Valuation	Recorded	Valuation	Recorded	Valuation
(In millions)	Investment	Allowance	Investment	Allowance	Investment	Allowance

Impaired loans:
Valuation allowance	$1,263.3	$323.9	$664.9	$194.7	$174.0	$54.0
No valuation allowance required	410.3	—	232.7	—	147.7	—

Total impaired loans	$1,673.6	$323.9	$897.6	$194.7	$321.7	$54.0

72     POPULAR, INC. 2009 ANNUAL REPORT
Table P
Allocation of the Allowance for Loan Losses

	As of December 31,
(Dollars in millions)	2009		2008		2007		2006		2005
		Percentage of		Percentage of		Percentage of		Percentage of		Percentage of
	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each	Allowance	Loans in Each
	for	Category to	for	Category to	for	Category to	for	Category to	for	Category to
	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*	Loan Losses	Total Loans*

Commercial	$437.7	53.4%	$294.6	53.0%	$139.0	48.8%	$171.3	40.9%	$171.7	38.0%
Construction	341.3	7.3	170.3	8.6	83.7	6.9	32.7	4.4	12.7	2.7
Lease financing	18.6	2.8	22.0	2.9	25.6	3.9	24.8	3.8	27.6	4.2
Mortgage	154.6	19.4	106.3	17.4	70.0	21.7	92.2	34.6	72.7	39.7
Consumer	309.0	17.1	289.6	18.1	230.5	18.7	201.2	16.3	177.0	15.4

Total	$1,261.2	100.0%	$882.8	100.0%	$548.8	100.0%	$522.2	100.0%	$461.7	100.0%

*	Note: For purposes of this table, the term loans refers to loans held-in-portfolio (excludes loans held-for-sale).

     The following table sets forth the activity in the specific reserves for impaired loans for the year ended December 31, 2009.
Table — Activity in Specific ALLL

	Commercial	Construction	Mortgage
(In thousands)	Loans	Loans	Loans	Total

Specific allowance for loan losses at January 1, 2009	$61,261	$119,566	$13,895	$194,722
Provision for impaired loans	156,981	345,002	64,055	566,038
Less: Net charge-offs	109,473	301,661	25,739	436,873

Specific allowance for loan losses at December 31, 2009	$108,769	$162,907	$52,211	$323,887

     The impaired construction loans at December 31, 2009 were mainly related to the BPPR reportable segment with $606 million and the BPNA reportable segment with $235 million. The related specific reserves for these impaired construction loans as of such date amounted to $116 million and $47 million, respectively. In the current stressed housing market, the value of the collateral securing the loan has become the most important factor in determining the amount of loss incurred and the appropriate level of the allowance for loan losses. The likelihood of losses that are equal to the entire recorded investment for a real estate loan is remote. However, in some cases, during recent quarters declining real estate values have resulted in the determination that the estimated value of the collateral was insufficient to cover all of the recorded investment in the loans.
     With respect to the $410 million portfolio of impaired commercial and construction loans for which no allowance for loan losses was required at 2009, management followed the guidance for specific impairment of a loan. When a loan is impaired, the measurement of the impairment may be based on: (1) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate; (2) the observable market price of the impaired loan; or (3) the fair value of the collateral if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. The $410 million impaired commercial and construction loans were collateral dependent loans in which management performed a detailed analysis based on the fair value of the collateral less estimated costs to sell and determined that the collateral was deemed adequate to cover any losses at December 31, 2009.
     Average impaired loans during the years ended December 31, 2009 and 2008 were $1.3 billion and $0.6 billion, respectively. The Corporation recognized interest income on impaired loans of $16.9 million and $8.8 million for the years ended December 31, 2009 and 2008.
     At December 31, 2009, the Corporation’s commercial loan portfolio included a total of $135.6 million worth of loan modifications for the BPPR reportable segment and $2.6 million for the BPNA reportable segment, which were considered troubled debt restructurings (“TDR”) since they involved granting a concession to borrowers under financial difficulties. The outstanding commitments for these commercial TDRs amounted to $0.6 million in the BPPR reportable segment, and no outstanding commitments in the BPNA reportable segment. The TDR commercial loans were evaluated for impairment resulting in a reserve of $24.2 million for the BPPR reportable segment and $0.8 million for the BPNA reportable segment at December 31, 2009. The construction loan portfolio included a total of $179.1 million worth of loan modifications for the BPPR reportable segment and $96.5 million for the BPNA reportable segment, which were considered TDRs at December 31, 2009. The outstanding commitments for these TDR construction loans amounted to $59.2 million in the BPPR reportable segment, and $0.8 million in the BPNA reportable segment. These TDR construction loans were evaluated for impairment resulting in a reserve of $25.9 million for the BPPR reportable segment and $14.9 million for the BPNA reportable segment at December 31, 2009.
     BPNA’s non-conventional mortgage loan portfolio reported a total of $187 million worth of loan modifications considered TDRs at December 31, 2009, compared with $76 million at December 31, 2008. Although the criteria for specific impairment excludes large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage loans), it specifically requires its application to modifications considered TDRs. These TDR mortgage loans were evaluated for impairment resulting in a reserve of $52 million at December 31, 2009, compared with a reserve of $14 million at December 31, 2008.
     The existing adverse economic conditions are expected to persist through 2010, thus it is likely that the Corporation will continue to experience heightened credit losses, additional significant provisions for loan losses, an increased allowance for loan losses and higher levels of non-performing assets. While management believes that the Corporation’s allowance for loan losses was adequate at December 31, 2009, there is no certainty that it will be sufficient to cover future credit losses in the portfolio due to continued adverse changes in the economy, market conditions or events negatively affecting particular customers, industries or markets, both in Puerto Rico and the United States.
     Management has implemented the following initiatives to manage the deterioration of the loan portfolios and to help mitigate future credit costs:
•	increased and reorganized the resources at the commercial and construction loan divisions;

•	strengthened the workout units through enhanced collection tools and strategies to mitigate losses focusing on early detection;

•	adjusted underwriting criteria and reduced risk exposures;

•	launched marketing campaigns with discounted offers and incentives to promote the sales of residential units;

•	enhanced critical credit risk management processes;

•	modified approximately $187 million in non-conventional mortgages in the U.S. mainland operations (at December 31, 2009); and

•	consolidated the Puerto Rico consumer finance operations into retail business.
     There can be no assurances that these initiatives will be successful in mitigating future credit losses.
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
     To monitor and control operational risk and mitigate related losses, the Corporation maintains a system of comprehensive policies and controls. The Corporation’s Operational Risk Committee (“ORCO”), which is composed of senior level representatives from the business lines and corporate functions, provides executive oversight to facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Corporation. The Operational Risk Management Division, within the Corporation’s Risk Management Group, serves as ORCO’s operating arm and is responsible for establishing baseline processes to measure, monitor, limit and manage operational risk. In addition, the Auditing Division provides oversight about policy compliance and ensures adequate attention is paid to correct the identified issues.
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
Legal Proceedings
The Corporation and its subsidiaries are defendants in a number of legal proceedings arising in the ordinary course of business. Based on the opinion of legal counsel, management believes that the final disposition of these matters, except for the matters described below which are in very early stages and management cannot currently predict their outcome, will not have a material

74     POPULAR, INC. 2009 ANNUAL REPORT
adverse effect on the Corporation’s business, results of operations, financial condition and liquidity.
     Between May 14, 2009 and March 1, 2010, five putative class actions and two derivative claims were filed in the United States District Court for the District of Puerto Rico and the Puerto Rico Court of First Instance, San Juan Part, against Popular, Inc. and certain of its directors and officers, among others. The five class actions have now been consolidated into two separate actions: a securities class action captioned Hoff v. Popular, Inc., et al. (consolidated with Otero v. Popular, Inc., et al.) and an ERISA class action entitled In re Popular, Inc. ERISA Litigation (comprised of the consolidated cases of Walsh v. Popular, Inc. et al.; Montañez v. Popular, Inc., et al.; and Dougan v. Popular, Inc., et al.). On October 19, 2009, plaintiffs in the Hoff case filed a consolidated class action complaint which includes as defendants the underwriters in the May 2008 offering of Series B Preferred Stock. The consolidated action purports to be on behalf of purchasers of Popular’s securities between January 24, 2008 and February 19, 2009 and alleges that the defendants violated Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by issuing a series of allegedly false and/or misleading statements and/or omitting to disclose material facts necessary to make statements made by the Corporation not false and misleading. The consolidated action also alleges that the defendants violated Section 11, Section 12(a)(2) and Section 15 of the Securities Act by making allegedly untrue statements and/or omitting to disclose material facts necessary to make statements made by the Corporation not false and misleading in connection with the May 2008 offering of Series B Preferred Stock. The consolidated securities class action complaint seeks class certification, an award of compensatory damages and reasonable costs and expenses, including counsel fees. On January 11, 2010, Popular and the individual defendants moved to dismiss the consolidated securities class action complaint. On November 30, 2009, plaintiffs in the ERISA case filed a consolidated class action complaint. The consolidated complaint purports to be on behalf of employees participating in the Popular, Inc. U.S.A. 401(k) Savings and Investment Plan and the Popular, Inc. Puerto Rico Savings and Investment Plan from January 24, 2008 to the date of the Complaint to recover losses pursuant to Sections 409 and 502(a)(2) of the Employee Retirement Income Security Act (ERISA) against Popular, certain directors, officers and members of plan committees, each of whom is alleged to be a plan fiduciary. The consolidated complaint alleges that the defendants breached their alleged fiduciary obligations by, among other things, failing to eliminate Popular stock as an investment alternative in the plans. The complaint seeks to recover alleged losses to the plans and equitable relief, including injunctive relief and a constructive trust, along with costs and attorneys fees. On December 21, 2009, and in compliance with a scheduling order issued by the Court, Popular and the individual defendants submitted an answer to the amended complaint. Shortly thereafter, on December 31, 2009, Popular and the individual defendants filed a motion to dismiss the consolidated class action complaint or, in the alternative, for judgment on the pleadings. The derivative actions (García v. Carrión, et al. and Díaz v. Carrión, et al.) have been brought purportedly for the benefit of nominal defendant Popular, Inc. against certain executive officers and directors and allege breaches of fiduciary duty, waste of assets and abuse of control in connection with our issuance of allegedly false and misleading financial statements and financial reports and the offering of the Series B Preferred Stock. The derivative complaints seek a judgment that the action is a proper derivative action, an award of damages and restitution, and costs and disbursements, including reasonable attorneys’ fees, costs and expenses. On October 9, 2009, the Court coordinated for purposes of discovery the García action and the consolidated securities class action. On October 15, 2009, Popular and the individual defendants moved to dismiss the García complaint for failure to make a demand on the Board of Directors prior to initiating litigation. On November 20, 2009, and pursuant to a stipulation among the parties, plaintiffs filed an amended complaint, and on December 21, 2009, Popular and the individual defendants moved to dismiss the García amended complaint. The Díaz case, filed in the Puerto Rico Court of First Instance, San Juan, has been removed to the U.S. District Court for the District of Puerto Rico. On October 13, 2009, Popular and the individual defendants moved to consolidate the García and Díaz actions. On October 26, 2009, plaintiff moved to remand the Díaz case to the Puerto Rico Court of First Instance and to stay defendants’ consolidation motion pending the outcome of the remand proceedings. At a scheduling conference held on January 14, 2010, the Court stayed discovery in both the Hoff and García matters pending resolution of their respective motions to dismiss.
     At this early stage, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss. It is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Corporation’s results of operations.
Adoption of New Accounting Standards and Issued But Not Yet Effective Accounting Standards
The FASB Accounting Standards Codification (“ASC”)
Effective July 1, 2009, the ASC became the single source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the Financial Accounting Standards Board (“FASB”) to be applied by non-governmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) are also sources of authoritative GAAP for SEC registrants. The ASC superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the ASC is non-authoritative. The Corporation’s policies were not affected by the conversion to ASC. However, references to specific accounting guidance in the notes of the Corporation’s financial statements have been changed to the appropriate section of the ASC.
Business Combinations (ASC Topic 805) (formerly SFAS No. 141-R)
In December 2007, the FASB issued guidance that establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. The Corporation is required to apply this guidance to all business combinations completed on or after January 1, 2009. For business combinations in which the acquisition date was before the effective date, these provisions apply to the subsequent accounting for deferred income tax valuation allowances and income tax contingencies and require any changes in those amounts to be recorded in earnings. This guidance on business combinations did not have a material effect on the consolidated financial statements of the Corporation for the year ended December 31, 2009.
Noncontrolling Interests in Consolidated Financial Statements (ASC Subtopic 810-10) (formerly SFAS No. 160)
In December 2007, the FASB issued guidance to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance requires entities to classify noncontrolling interests as a component of stockholders’ equity on the consolidated financial statements and requires subsequent changes in ownership interests in a subsidiary to be accounted for as an equity transaction. Additionally, it requires entities to recognize a gain or loss upon the loss of control of a subsidiary and to remeasure any ownership interest retained at fair value on that date. This statement also requires expanded disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This guidance was adopted by the Corporation on January 1, 2009. The adoption of this standard did not have an impact on the Corporation’s consolidated financial statements.
Disclosures about Derivative Instruments and Hedging Activities (ASC Subtopic 815-10) (formerly SFAS No. 161)
In March 2008, the FASB issued an amendment for disclosures about derivative instruments and hedging activities. The standard expands the disclosure requirements for derivatives and hedged items and has no impact on how the Corporation accounts for these instruments. The standard was adopted by the Corporation in the first quarter of 2009. Refer to Note 31 to the consolidated financial statements for related disclosures.
Subsequent Events (ASC Subtopic 855-10) (formerly SFAS No. 165)
In May 2009, the FASB issued guidance which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. Refer to Note 2 to the consolidated financial statements and the Subsequent Events section in this MD&A for related disclosures.
Transfers of Financial Assets, (ASC Subtopic 860-10) (formerly SFAS No. 166)
In June 2009, the FASB issued a revision which eliminates the concept of a “qualifying special-purpose entity” (“QSPEs”), changes the requirements for derecognizing financial assets, and includes additional disclosures requiring more information about transfers of financial assets in which entities have continuing exposure to the risks related to the transferred financial assets. This guidance must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application was prohibited. The Corporation is adopting this guidance for transfers of financial assets commencing on January 1, 2010.
     The Corporation is evaluating the impact that this new accounting guidance will have on the guaranteed mortgage securitizations with Fannie Mae (“FNMA”) and Ginnie Mae (“GNMA”), which are the principal transactions executed by the Corporation that are subject to the new guidance. The Corporation anticipates that transactions backed by FNMA will meet the criteria for sale accounting since the assets transferred are placed and isolated in an independent trust. However, the transactions backed by GNMA will require additional evaluation since they are isolated without the use of a trust to hold the GNMA pass-through certificates. Instead, the pools of mortgage loans are legally isolated through the establishment of custodial pools, whereby all rights, title and interest are conveyed to GNMA. The Corporation

76     POPULAR, INC. 2009 ANNUAL REPORT
will assess these transactions to conclude if they will continue to be considered a sale for accounting purposes. Currently, the Corporation does not anticipate that this guidance will have a material effect on the consolidated financial statements.
Variable Interest Entities, (ASC Subtopic 860-10) (formerly SFAS No. 167)
The FASB amended on June 2009 the guidance applicable to variable interest entities (“VIE”) and changed how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The amendments to the consolidated guidance affect all entities that were within the scope of the original guidance, as well as qualifying special-purpose entities (“QSPEs”) that were previously excluded from the guidance. The new guidance requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. The new guidance requires ongoing evaluation of whether an enterprise is the primary beneficiary of a variable interest entity. The guidance is effective for the Corporation commencing on January 1, 2010.
     Currently, the Corporation issues government sponsored securities backed by GNMA and FNMA. FNMA uses independent trusts to isolate the pass-through certificates and therefore, are considered VIEs. On the SEC responses to the Mortgage Banker Association Whitepaper issued on February 10, 2010, the SEC reiterated that the GNMA securities I and II are considered VIEs for the assessment of the new consolidation guidance applicable to VIEs.
     After evaluation of these transactions, the Corporation reached the conclusion that it is not the primary beneficiary of these VIEs.
     The Corporation also owns certain equity investments that are not considered VIEs, even in consideration of the new accounting guidance. Other structures analyzed by management are the trust preferred securities. Even though these trusts are still considered VIEs under the new guidance, the Corporation does not possess a significant variable interest on these trusts. Additionally, the Corporation has variable interests in certain investments that have the attributes of investment companies, as well as limited partnership investments in venture capital companies. However, in January 2010, the FASB decided to make official the deferral of ASC Subtopic 860-10 for certain investment entities. The deferral allows asset managers that have no obligation to fund potentially significant losses of an investment entity to continue to apply the previous accounting guidance to investment entities that have the attributes of entities subject to ASC Topic 946 (the “Investment Company Guide”). The FASB also decided to defer the application of this guidance for money market funds subject to Rule 2a-7 of the Investment Company Act of 1940. Asset managers would continue to apply the applicable existing guidance to those entities that qualify for the deferral.
     Management anticipates that the Corporation will not be required to consolidate any existing variable interest entities for which it has a variable interest at December 31, 2009. The adoption of the new accounting guidance on variable interest entities is not expected to have a material effect on the Corporation’s consolidated financial statements.
Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (ASC Subtopic 860-10) (formerly FASB Staff Position FAS 140-3)
The FASB provided guidance in February 2008 on whether the security transfer and contemporaneous repurchase financing involving the transferred financial asset must be evaluated as one linked transaction or two separate de-linked transactions. The guidance requires the recognition of the transfer and the repurchase agreement as one linked transaction, unless all of the following criteria are met: (1) the initial transfer and the repurchase financing are not contractually contingent on one another; (2) the initial transferor has full recourse upon default, and the repurchase agreement’s price is fixed and not at fair value; (3) the financial asset is readily obtainable in the marketplace and the transfer and repurchase financing are executed at market rates; and (4) the maturity of the repurchase financing is before the maturity of the financial asset. The scope of this accounting guidance is limited to transfers and subsequent repurchase financings that are entered into contemporaneously or in contemplation of one another. The Corporation adopted the statement on January 1, 2009. The adoption of this guidance did not have a material impact on the Corporation’s consolidated financial statements for the year ended December 31, 2009.
Determination of the Useful Life of Intangible Assets (ASC Subtopic 350-30) (formerly FASB Staff Position FAS 142-3)
In April 2008, the FASB amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. In developing these assumptions, an entity should consider its own historical experience in renewing or extending similar arrangements adjusted for entity specific factors or, in the absence of that experience, the assumptions that market participants would use about renewals or extensions adjusted for the entity specific factors. This guidance applies to intangible assets acquired after the adoption date of January 1, 2009. The adoption of this guidance did not have an impact on the Corporation’s consolidated financial statements for the year ended December 31, 2009.
Equity Method Investment Accounting Considerations (ASC Subtopic 323-10) (formerly EITF 08-6)
This guidance clarifies the accounting for certain transactions and impairment considerations involving equity method investments. It applies to all investments accounted for under the equity method and provides guidance on the following: (1) how the initial carrying value of an equity method investment should be determined; (2) how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed; (3) how an equity method investee’s issuance of shares should be accounted for; and (4) how to account for a change in an investment from the equity method to the cost method. The adoption of this guidance in January 2009 did not have a material impact on the Corporation’s consolidated financial statements.
Employers’ Disclosures about Postretirement Benefit Plan Assets (ASC Subtopic 715-20) (formerly FASB Staff Position FAS 132(R)-1)
This guidance requires additional disclosures in the financial statements of employers who are subject to the disclosure requirements of postretirement benefit plan assets as follows: (a) the investment allocation decision making process, including the factors that are pertinent to an understanding of investment policies and strategies; (b) the fair value of each major category of plan assets, disclosed separately for pension plans and other postretirement benefit plans; (c) the inputs and valuation techniques used to measure the fair value of plan assets, including the level within the fair value hierarchy in which the fair value measurements in their entirety fall; and (d) significant concentrations of risk within plan assets. Additional detailed information is required for each category above. The Corporation applied the new disclosure requirements commencing with the annual financial statements for the year ended December 31, 2009. Refer to Note 27 to the consolidated financial statements. This guidance impacts disclosures only and did not have an effect on the Corporation’s consolidated statements of condition or results of operations for the year ended December 31, 2009.
Recognition and Presentation of Other-Than-Temporary Impairments (ASC Subtopic 320-10) (formerly FASB Staff Position FAS 115-2 and FAS 124-2)
In April 2009, the FASB issued this guidance which is intended to provide greater clarity to investors about the credit and noncredit component of an other-than-temporary impairment event. It specifically amends the other-than-temporary impairment guidance for debt securities. The new guidance improves the presentation and disclosure of other-than-temporary impairments on investment securities and changes the calculation of the other-than-temporary impairment recognized in earnings in the financial statements. However, it does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities.
     For debt securities, an entity is required to assess whether (a) it has the intent to sell the debt security, or (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment on the security must be recognized.
     In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more likely than not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), the accounting guidance changed the presentation and amount of the other-than-temporary impairment recognized in the statement of operations. In these instances, the impairment is separated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in the statement of operations. The amount of the total impairment related to all other factors is recognized in other comprehensive loss. Previously, in all cases, if an impairment was determined to be other-than-temporary, an impairment loss was recognized in earnings in an amount equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date of the reporting period for which the assessment was made.
     This guidance was effective and is to be applied prospectively for financial statements issued for interim and annual reporting periods ending after June 15, 2009. At adoption an entity was required to record a cumulative-effect adjustment as of the beginning of the period of adoption to reclassify the noncredit component of a previously recognized other-than-temporary impairment from retained earnings to accumulated other comprehensive loss if the entity did not intend to sell the security and it was not more likely than not that the entity would be required to sell the security before the anticipated recovery of its amortized cost basis.
     The Corporation adopted this guidance for interim and annual reporting periods commencing with the quarter ended June 30, 2009. The adoption of this new accounting guidance in the second quarter of 2009 did not result in a cumulative-effect adjustment as of the beginning of the period of adoption (April 1, 2009) since there were no previously recognized other-than-temporary impairments related to outstanding debt securities. Refer to Notes 7 and 8 for related disclosures as of December 31, 2009.

78     POPULAR, INC. 2009 ANNUAL REPORT
Interim Disclosures about Fair Value of Financial Instruments (ASC Subtopic 825-10) (formerly FASB Staff Position FAS 107-1 and
APB 28-1)
In April 2009, the FASB required providing disclosures on a quarterly basis about the fair value of financial instruments that are not currently reflected on the statement of condition at fair value. Originally the fair value for these assets and liabilities was only required for year-end disclosures. The Corporation adopted this guidance effective with the financial statement disclosures for the quarter ended June 30, 2009. This guidance only impacts disclosure requirements and therefore did not have an impact on the Corporation’s financial condition or results of operations. Refer to Note 37 to the consolidated financial statements for the Corporation’s disclosures on fair value of financial instruments.
Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That are Not Orderly (ASC Subtopic 820-10) (formerly FASB Staff Position FAS 157-4)
This guidance, issued in April 2009, provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. It also includes guidance on identifying circumstances that indicate that a transaction is not orderly. This guidance reaffirms the need to use judgment to ascertain if an active market has become inactive and in determining fair values when markets have become inactive. Additionally, it also emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation techniques used, the objective of a fair value measurement remains the same. Fair value is the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. The adoption of this guidance did not have a material impact on the Corporation’s consolidated financial statements for the year ended December 31, 2009.
FASB Accounting Standards Update 2009-05, Fair Value Measurements and Disclosures (ASC Topic 820) — Measuring Liabilities at Fair Value
FASB Accounting Standards Update 2009-05, issued in August 2009, includes amendments to ASC Subtopic 820-10, Fair Value Measurements and Disclosures, for the fair value measurement of liabilities and provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: a valuation technique that uses (a) the quoted price of the identical liability when traded as an asset, (b) quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique that is consistent with the principles of ASC Topic 820. Examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into an identical liability. The adoption of this guidance was effective upon issuance and did not have a material impact on the Corporation’s consolidated financial statements for the year ended December 31, 2009.
FASB Accounting Standards Update 2010-06, Fair Value Measurements and Disclosures (ASC Topic 820) — Improving Disclosures about Fair Value Measurements
FASB Accounting Standards Update 2010-06, issued in January 2010, requires new disclosures and clarifies some existing disclosure requirements about fair value measurements as set forth in ASC Subtopic 820-10. This update amends Subtopic 820-10 and now requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfer. Also in the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances and settlements. In addition, this update clarifies existing disclosures as follows: (i) for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities, and (ii) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This update is effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances, and settlements in the roll-forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. Early application is permitted. This guidance impacts disclosures only and will not have an effect on the Corporation’s consolidated statements of condition or results of operations.

Glossary of Selected Financial Terms
Accretion of discount — Accounting process for adjusting the book value of a bond recorded at a discount to the par value at maturity.
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
Cash Flow Hedge — A derivative designated as hedging the exposure to variable cash flows of a forecasted transaction.
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
Interest Rate Swap — Financial transactions in which two counterparties agree to exchange streams of payments over time according to a pre-determined formula. Swaps are normally used to transform the market exposure associated with a loan or bond borrowing from one interest rate base (fixed-term or floating rate).
Interest-Sensitive Assets / Liabilities — Interest-earning assets / liabilities for which interest rates are adjustable within a specified time period due to maturity or contractual arrangements.
Internal Capital Generation Rate — Rate at which a bank generates equity capital, computed by dividing net income (loss) less dividends by the average balance of stockholders’ equity for a given accounting period.
Letter of Credit — A document issued by the Corporation on behalf of a customer to a third party promising to pay that third party upon presentation of specified documents. A letter of credit effectively substitutes the Corporation’s credit for that of the Corporation’s customer.
Loan-to-value (LTV) — A commonly used credit quality metric that is reported in terms of ending and average loan-to-value. Ending LTV is calculated by taking the outstanding loan balance at the end of the period divided by the appraised value of the property securing the loan. A loan to value of 100 percent reflects a loan that is currently secured by a property valued at an amount that

80     POPULAR, INC. 2009 ANNUAL REPORT
is exactly equal to the loan amount.
Mortgage Servicing Rights (MSR) — The right to service a mortgage loan when the underlying loan is sold or securitized. Servicing includes collections of principal, interest and escrow payments from borrowers and accounting for and remitting principal and interest payments to investors.
Net Charge-Offs — The amount of loans written-off as uncollectible, net of the recovery of loans previously written-off.
Net Income (Loss) Applicable to Common Stock — Net income (loss) adjusted for preferred stock dividends, including undeclared or unpaid dividends if cumulative, and charges or credits related to the extinguishment of preferred stock or induced conversions of preferred stock.
Net Income (Loss) Per Common Share — Basic — Net income (loss) applicable to common stock divided by the number of weighted-average common shares outstanding.
Net Income (Loss) Per Common Share — Diluted — Net income (loss) applicable to common stock divided by the sum of weighted-average common shares outstanding plus the effect of common stock equivalents that have the potential to be converted into common shares.
Net Interest Income — The difference between the revenue generated on earning assets, less the interest cost of funding those assets.
Net Interest Margin — Net interest income divided by total average interest-earning assets.
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
Tier 1 Common Equity — Tier 1 capital, less non-common elements.
Tier 1 Leverage Ratio — Tier 1 capital divided by average adjusted quarterly total assets. Average adjusted quarterly assets are adjusted to exclude non-qualifying intangible assets and disallowed deferred tax assets.
Tier 1 Capital — Consists generally of common stockholders’ equity (including the related surplus, retained earnings and capital reserves), qualifying noncumulative perpetual preferred stock, senior perpetual preferred stock issued under the TARP Capital Purchase Program, qualifying trust preferred securities and minority interest in the qualifying equity accounts of consolidated subsidiaries, less goodwill and other disallowed intangible assets, disallowed portion of deferred tax assets and the deduction for nonfinancial equity investments.
To be announced (TBA) — A term used to describe a forward mortgage-backed securities trade. The term TBA is derived from the fact that the actual mortgage-backed security that will be delivered to fulfill a TBA trade is not designated at the time the trade is made.

Total Risk-Adjusted Assets — The sum of assets and credit equivalent off-balance sheet amounts that have been adjusted according to assigned regulatory risk weights, excluding the non-qualifying portion of allowance for loan and lease losses, goodwill and other intangible assets.
Total Risk-Based Capital — Consists generally of Tier 1 capital plus the allowance for loan losses, qualifying subordinated debt and the allowed portion of the net unrealized gains on available-for-sale equity securities.
Treasury Stock — Common stock repurchased and held by the issuing corporation for possible future issuance.

82     POPULAR, INC. 2009 ANNUAL REPORT
Statistical Summary 2005-2009
Statements of Condition

	As of December 31,
(In thousands)	2009	2008	2007	2006	2005

Assets
Cash and due from banks	$677,330	$784,987	$818,825	$950,158	$906,397

Money market investments:
Federal funds sold and securities purchased under agreements to resell	452,932	519,218	883,686	286,531	740,770
Time deposits with other banks	549,865	275,436	123,026	15,177	8,653

	1,002,797	794,654	1,006,712	301,708	749,423

Trading securities, at fair value	462,436	645,903	767,955	382,325	519,338
Investment securities available-for-sale, at fair value	6,694,714	7,924,487	8,515,135	9,850,862	11,716,586
Investment securities held-to-maturity, at amortized cost	212,962	294,747	484,466	91,340	153,104
Other investment securities, at lower of cost or realizable value	164,149	217,667	216,584	297,394	319,103
Loans held-for-sale, at lower of cost or fair value	90,796	536,058	1,889,546	719,922	699,181

Loans held-in-portfolio:	23,827,263	25,857,237	28,203,566	32,325,364	31,308,639
Less — Unearned income	114,150	124,364	182,110	308,347	297,613
Allowance for loan losses	1,261,204	882,807	548,832	522,232	461,707

	22,451,909	24,850,066	27,472,624	31,494,785	30,549,319

Premises and equipment, net	584,853	620,807	588,163	595,140	596,571
Other real estate	125,483	89,721	81,410	84,816	79,008
Accrued income receivable	126,080	156,227	216,114	248,240	245,646
Servicing assets	172,505	180,306	196,645	164,999	141,489
Other assets	1,322,159	1,115,597	1,456,994	1,446,891	1,184,311
Goodwill	604,349	605,792	630,761	667,853	653,984
Other intangible assets	43,803	53,163	69,503	107,554	110,208
Assets from discontinued operations	—	12,587	—	—	—

	$34,736,325	$38,882,769	$44,411,437	$47,403,987	$48,623,668

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,495,301	$4,293,553	$4,510,789	$4,222,133	$3,958,392
Interest bearing	21,429,593	23,256,652	23,823,689	20,216,198	18,679,613

	25,924,894	27,550,205	28,334,478	24,438,331	22,638,005
Federal funds purchased and assets sold under agreements to repurchase	2,632,790	3,551,608	5,437,265	5,762,445	8,702,461
Other short-term borrowings	7,326	4,934	1,501,979	4,034,125	2,700,261
Notes payable	2,648,632	3,386,763	4,621,352	8,737,246	9,893,577
Other liabilities	983,866	1,096,338	934,481	811,534	1,240,117
Liabilities from discontinued operations	—	24,557	—	—	—

	32,197,508	35,614,405	40,829,555	43,783,681	45,174,421

Stockholders’ equity:
Preferred stock	50,160	1,483,525	186,875	186,875	186,875
Common stock	6,395	1,773,792	1,761,908	1,753,146	1,736,443
Surplus	2,804,238	621,879	568,184	526,856	452,398
(Accumulated deficit) retained earnings	(292,752)	(374,488)	1,319,467	1,594,144	1,456,612
Treasury stock — at cost	(15)	(207,515)	(207,740)	(206,987)	(207,081)
Accumulated other comprehensive loss, net of tax	(29,209)	(28,829)	(46,812)	(233,728)	(176,000)

	2,538,817	3,268,364	3,581,882	3,620,306	3,449,247

	$34,736,325	$38,882,769	$44,411,437	$47,403,987	$48,623,668

Statistical Summary 2005-2009
Statements of Operations

	For the years ended December 31,
(In thousands, except per
common share information)	2009	2008	2007	2006	2005

Interest Income:
Loans	$1,519,249	$1,868,462	$2,046,437	$1,888,320	$1,537,340
Money market investments	8,570	17,982	25,190	29,626	30,736
Investment securities	291,988	343,568	441,608	508,579	483,854
Trading securities	35,190	44,111	39,000	28,714	30,010

Total interest income	1,854,997	2,274,123	2,552,235	2,455,239	2,081,940
Less — Interest expense	753,744	994,919	1,246,577	1,200,508	859,075

Net interest income	1,101,253	1,279,204	1,305,658	1,254,731	1,222,865
Provision for loan losses	1,405,807	991,384	341,219	187,556	121,985

Net interest income after provision for loan losses	(304,554)	287,820	964,439	1,067,175	1,100,880
Net gain on sale and valuation adjustment of investment securities	219,546	69,716	100,869	22,120	66,512
Trading account profit	39,740	43,645	37,197	36,258	30,051
(Loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(35,060)	6,018	60,046	76,337	37,342
All other operating income	672,275	710,595	675,583	635,794	598,707

	591,947	1,117,794	1,838,134	1,837,684	1,833,492

Operating Expenses:
Personnel costs	533,263	608,465	620,760	591,975	546,586
All other operating expenses	620,933	728,263	924,702	686,256	617,582

	1,154,196	1,336,728	1,545,462	1,278,231	1,164,168

(Loss) income from continuing operations before income tax	(562,249)	(218,934)	292,672	559,453	669,324
Income tax (benefit) expense	(8,302)	461,534	90,164	139,694	142,710

(Loss) income from continuing operations before cumulative effect of accounting change	(553,947)	(680,468)	202,508	419,759	526,614
Cumulative effect of accounting change, net of tax	—	—	—	—	3,607

(Loss) income from continuing operations	(553,947)	(680,468)	202,508	419,759	530,221
(Loss) income from discontinued operations, net of tax	(19,972)	(563,435)	(267,001)	(62,083)	10,481

Net (Loss) Income	$(573,919)	$(1,243,903)	$(64,493)	$357,676	$540,702

Net Income (Loss) Applicable to Common Stock	$97,377	$(1,279,200)	$(76,406)	$345,763	$528,789

Basic EPS before cumulative effect of accounting change:
From Continuing Operations*	$0.29	$(2.55)	$0.68	$1.46	$1.93
From Discontinued operations*	$(0.05)	$(2.00)	$(0.95)	$(0.22)	$0.04

Total*	$0.24	$(4.55)	$(0.27)	$1.24	$1.97

Diluted EPS before cumulative effect of accounting change:
From Continuing Operations*	$0.29	$(2.55)	$0.68	$1.46	$1.92
From Discontinued Operations*	$(0.05)	$(2.00)	$(0.95)	$(0.22)	$0.04

Total*	$0.24	$(4.55)	$(0.27)	$1.24	$1.96

Basic EPS after cumulative effect of accounting change:
From Continuing Operations*	$0.29	$(2.55)	$0.68	$1.46	$1.94
From Discontinued operations*	$(0.05)	$(2.00)	$(0.95)	$(0.22)	$0.04

Total*	$0.24	$(4.55)	$(0.27)	$1.24	$1.98

Diluted EPS after cumulative effect of accounting change:
From Continuing Operations*	$0.29	$(2.55)	$0.68	$1.46	$1.93
From Discontinued Operations*	$(0.05)	$(2.00)	$(0.95)	$(0.22)	$0.04

Total*	$0.24	$(4.55)	$(0.27)	$1.24	$1.97

Dividends Declared per Common Share	$0.02	$0.48	$0.64	$0.64	$0.64

*	The average common shares used in the computation of basic earnings (losses) per common share were 408,229,498 for 2009; 281,079,201 for 2008; 279,494,150 for 2007; 278,468,552 for 2006; and 267,334,606 for 2005. The average common shares used in the computation of diluted earnings (losses) per common share were 408,229,498 for 2009; 281,079,201 for 2008, 279,494,150 for 2007; 278,703,924 for 2006; and 267,839,018 for 2005.

84     POPULAR, INC. 2009 ANNUAL REPORT
Statistical Summary 2005-2009
Average Balance Sheet and Summary
of Net Interest Income

On a Taxable Equivalent Basis*

(Dollars in thousands)	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest earning assets:
Money market investments	$1,183,209	$8,573	0.72%	$699,922	$18,790	2.68%

U.S. Treasury securities	70,308	3,452	4.91	463,268	21,934	4.73
Obligations of U.S. government sponsored entities	1,977,460	103,303	5.22	4,793,935	243,709	5.08
Obligations of Puerto Rico, States and political subdivisions	342,479	22,048	6.44	254,952	16,760	6.57
Collateralized mortgage obligations and mortgage-backed securities	4,757,407	200,616	4.22	2,411,171	114,810	4.76
Other	301,649	15,046	4.99	266,306	14,952	5.61

Total investment securities	7,449,303	344,465	4.62	8,189,632	412,165	5.03

Trading account securities	614,827	40,771	6.63	664,907	47,909	7.21

Loans (net of unearned income)	24,836,067	1,540,918	6.20	26,471,616	1,888,786	7.14

Total interest earning assets/Interest income	34,083,406	$1,934,727	5.68%	36,026,077	$2,367,650	6.57%

Total non-interest earning assets	2,478,103			3,417,397

Total assets from continuing operations	36,561,509			39,443,474

Total assets from discontinued operations	7,861			1,480,543

Total assets	$36,569,370			$40,924,017

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$10,342,100	$107,355	1.04%	$10,548,563	$177,729	1.68%
Time deposits	12,192,824	393,906	3.23	12,795,436	522,394	4.08
Short-term borrowings	2,887,727	69,357	2.40	5,115,166	168,070	3.29
Notes payable	2,945,169	183,126	6.22	2,263,272	126,726	5.60
Subordinated notes

Total interest bearing liabilities/Interest expense	28,367,820	753,744	2.66	30,722,437	994,919	3.24

Total non-interest bearing liabilities	5,338,848			4,966,820

Total liabilities from continuing operations	33,706,668			35,689,257

Total liabilities from discontinued operations	10,637			1,876,465

Total liabilities	33,717,305			37,565,722

Stockholders’ equity	2,852,065			3,358,295

Total liabilities and stockholders’ equity	$36,569,370			$40,924,017

Net interest income on a taxable equivalent basis		$1,180,983			$1,372,731

Cost of funding earning assets			2.21%			2.76%

Net interest margin			3.47%			3.81%

Effect of the taxable equivalent adjustment		79,730			93,527

Net interest income per books		$1,101,253			$1,279,204

*	Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis.
Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

2007			2006			2005
Average		Average	Average		Average	Average		Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

$513,704	$26,565	5.17%	$564,423	$31,382	5.56%	$797,166	$33,319	4.18%

498,232	21,164	4.25	521,917	22,930	4.39	551,328	25,613	4.65

6,294,489	310,632	4.93	7,527,841	368,738	4.90	7,574,297	364,081	4.81

185,035	12,546	6.78	188,690	13,249	7.02	247,220	14,954	6.05

2,575,941	148,620	5.77	3,063,097	177,206	5.79	3,338,925	163,853	4.91
273,558	14,085	5.15	415,131	15,807	3.81	472,425	17,628	3.73

9,827,255	507,047	5.16	11,716,676	597,930	5.10	12,184,195	586,129	4.81

652,636	40,408	6.19	491,122	30,593	6.23	487,319	32,427	6.65

25,380,548	2,068,078	8.15	24,123,315	1,910,737	7.92	21,533,294	1,556,552	7.23

36,374,143	$2,642,098	7.26%	36,895,536	$2,570,642	6.97%	35,001,974	$2,208,427	6.31%

3,054,948			2,963,092			2,772,410

39,429,091			39,858,628			37,774,384

7,675,844			8,435,938			8,587,945

$47,104,935			$48,294,566			$46,362,329

$10,126,956	$226,924	2.24%	$9,317,779	$157,431	1.69%	$9,408,358	$125,585	1.33%
11,398,715	538,869	4.73	9,976,613	422,663	4.24	8,776,314	305,228	3.48
8,315,502	424,530	5.11	10,404,667	508,174	4.88	9,806,452	330,254	3.37
1,041,410	56,254	5.40	2,093,337	112,240	5.36	1,776,842	89,861	5.06
						119,178	8,147	6.84

30,882,583	1,246,577	4.04	31,792,396	1,200,508	3.78	29,887,144	859,075	2.87

4,825,029			4,626,272			4,736,829

35,707,612			36,418,668			34,623,973

7,535,897			8,134,625			8,463,548

43,243,509			44,553,293			43,087,521

3,861,426			3,741,273			3,274,808

$47,104,935			$48,294,566			$46,362,329

	$1,395,521			$1,370,134			$1,349,352

		3.43%			3.25%			2.45%

		3.83%			3.72%			3.86%

	89,863			115,403			126,487

	$1,305,658			$1,254,731			$1,222,865

86     POPULAR, INC. 2009 ANNUAL REPORT
Statistical Summary 2008-2009
Quarterly Financial Data

	2009			2008
(In thousands, except per	Fourth	Third	Second	First	Fourth	Third	Second	First
common share information)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Summary of Operations
Interest income	$440,296	$454,463	$471,046	$489,192	$541,542	$555,481	$565,258	$611,842
Interest expense	170,978	178,074	187,986	216,706	252,676	231,199	234,961	276,083

Net interest income	269,318	276,389	283,060	272,486	288,866	324,282	330,297	335,759
Provision for loan losses	352,771	331,063	349,444	372,529	388,823	252,160	189,165	161,236
Net (loss) gain on sale and valuation adjustment of investment securities	(1,246)	(9,059)	53,705	176,146	286	(9,132)	28,334	50,228
Other non-interest income	177,133	169,103	172,134	158,585	141,211	197,060	207,464	214,523
Operating expenses	298,754	220,600	330,645	304,197	360,180	322,915	330,338	323,295

(Loss) income from continuing operations before income tax	(206,320)	(115,230)	(171,190)	(69,509)	(318,640)	(62,865)	46,592	115,979
Income tax expense (benefit)	6,907	6,331	5,393	(26,933)	309,067	148,308	(12,581)	16,740

(Loss) income from continuing operations	(213,227)	(121,561)	(176,583)	(42,576)	(627,707)	(211,173)	59,173	99,239
(Loss) income from discontinued operations, net of tax	—	(3,427)	(6,599)	(9,946)	(75,193)	(457,370)	(34,923)	4,051

Net (loss) income	$(213,227)	$(124,988)	$(183,182)	$(52,522)	$(702,900)	$(668,543)	$24,250	103,290

Net (loss) income applicable to common stock	$(213,227)	$595,614	$(207,810)	$(77,200)	$(717,987)	$(679,772)	$18,247	100,312

Net (loss) income per common share — basic and diluted:
(Loss) income from continuing operations	$(0.33)	$1.41	$(0.71)	$(0.24)	$(2.28)	$(0.79)	$0.19	$0.33
(Loss) income from discontinued operations	—	(0.01)	(0.03)	(0.03)	(0.27)	(1.63)	(0.13)	0.03

Net (loss) income	$(0.33)	$1.40	$(0.74)	$(0.27)	$(2.55)	$(2.42)	$0.06	$0.36

Selected Average Balances (In millions)
Total assets	$35,025	$35,813	$37,048	$38,437	$39,531	$40,634	$40,845	$42,705
Loans	24,047	24,453	25,038	25,830	26,346	26,443	26,546	26,554
Interest earning assets	32,746	33,457	34,597	35,572	35,762	35,793	35,815	36,739
Deposits	26,234	26,681	26,976	27,436	28,046	27,255	26,994	27,557
Interest bearing liabilities	27,143	27,734	28,632	30,001	30,935	30,270	30,395	31,292

Selected Ratios
Return on assets	(2.42%)	(1.38%)	(1.98%)	(0.55%)	(7.07%)	(6.55%)	0.24%	0.97%
Return on equity	(34.12)	(26.24)	(53.48)	(19.13)	(123.03)	(93.32)	2.08	12.83

Note: Because each reporting period stands on its own, the sum of the net (loss) income per common share for the quarters is not equal to the net loss per common share for the year ended December 31, 2009. This was principally influenced by the issuance of over 357 million new shares of common stock in August 2009 as part of the exchange offers, which impacted significantly the weighted average common shares considered in the computation.

Management’s Report to
Stockholders
To Our Stockholders:
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
The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2009 based on the criteria referred to above.
The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, has audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009, as stated in their report dated March 1, 2010 which appears herein.

Richard L. Carrión	Jorge A. Junquera
Chairman of the Board	Senior Executive Vice President
and Chief Executive Officer	and Chief Financial Officer

88 POPULAR, INC. 2009 ANNUAL REPORT
Report of Independent Registered
Public Accounting Firm
To the Board of Directors and
Stockholders of Popular, Inc.
In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report to Stockholders. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 1 to the consolidated financial statements, the Corporation changed the manner in which it accounts for the financial assets and liabilities at fair value in 2008.
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
March 1, 2010
CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires December 1, 2010
Stamp 2389655 of the P.R.
Society of Certified Public
Accountants has been affixed
to the file copy of this report.

90 POPULAR, INC. 2009 ANNUAL REPORT
Consolidated Statements of
Condition

	December 31,
(In thousands, except share information)	2009	2008

Assets
Cash and due from banks	$677,330	$784,987

Money market investments:
Federal funds sold	159,807	214,990
Securities purchased under agreements to resell	293,125	304,228
Time deposits with other banks	549,865	275,436

	1,002,797	794,654

Trading securities, at fair value:
Pledged securities with creditors’ right to repledge	415,653	562,795
Other trading securities	46,783	83,108
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	2,330,441	3,031,137
Other securities available-for-sale	4,364,273	4,893,350
Investment securities held-to-maturity, at amortized cost (fair value 2009 – $213,146; 2008 – $290,134)	212,962	294,747
Other investment securities, at lower of cost or realizable value (fair value 2009 – $165,497; 2008 – $255,830)	164,149	217,667
Loans held-for-sale, at lower of cost or fair value	90,796	536,058

Loans held-in-portfolio	23,827,263	25,857,237
Less — Unearned income	114,150	124,364
Allowance for loan losses	1,261,204	882,807

	22,451,909	24,850,066

Premises and equipment, net	584,853	620,807
Other real estate	125,483	89,721
Accrued income receivable	126,080	156,227
Servicing assets (measured at fair value 2009 – $169,747; 2008 – $176,034)	172,505	180,306
Other assets (Note 15)	1,322,159	1,115,597
Goodwill	604,349	605,792
Other intangible assets	43,803	53,163
Assets from discontinued operations	—	12,587

	$34,736,325	$38,882,769

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,495,301	$4,293,553
Interest bearing	21,429,593	23,256,652

	25,924,894	27,550,205
Federal funds purchased and assets sold under agreements to repurchase	2,632,790	3,551,608
Other short-term borrowings	7,326	4,934
Notes payable	2,648,632	3,386,763
Other liabilities	983,866	1,096,338
Liabilities from discontinued operations	—	24,557

	32,197,508	35,614,405

Commitments and contingencies (See Notes 29, 31, 32, 33, 34)

Stockholders’ Equity:
Preferred stock, 30,000,000 shares authorized; 2,006,391 shares issued and outstanding at December 31, 2009 (2008 – 24,410,000) (aggregate liquidation preference value of $50,160 at December 31, 2009; 2008 – $1,521,875)	50,160	1,483,525
Common stock, $0.01 par value at December 31, 2009 (2008 – $6.00); 700,000,000 shares authorized (2008 – 470,000,000); 639,544,895 shares issued (2008 – 295,632,080) and 639,540,105 outstanding (2008 – 282,004,713)	6,395	1,773,792
Surplus	2,804,238	621,879
Accumulated deficit	(292,752)	(374,488)
Treasury stock — at cost, 4,790 shares (2008 – 13,627,367)	(15)	(207,515)
Accumulated other comprehensive loss, net of tax of ($33,964) (2008 – ($24,771))	(29,209)	(28,829)

	2,538,817	3,268,364

	$34,736,325	$38,882,769

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of
Operations

	Year ended December 31,
(In thousands, except per share information)	2009	2008	2007

Interest Income:
Loans	$1,519,249	$1,868,462	$2,046,437
Money market investments	8,570	17,982	25,190
Investment securities	291,988	343,568	441,608
Trading securities	35,190	44,111	39,000

	1,854,997	2,274,123	2,552,235

Interest Expense:
Deposits	501,262	700,122	765,794
Short-term borrowings	69,357	168,070	424,530
Long-term debt	183,125	126,727	56,253

	753,744	994,919	1,246,577

Net interest income	1,101,253	1,279,204	1,305,658
Provision for loan losses	1,405,807	991,384	341,219

Net interest income after provision for loan losses	(304,554)	287,820	964,439
Service charges on deposit accounts	213,493	206,957	196,072
Other service fees (Note 26)	394,187	416,163	365,611
Net gain on sale and valuation adjustment of investment securities	219,546	69,716	100,869
Trading account profit	39,740	43,645	37,197
(Loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(35,060)	6,018	60,046
Other operating income	64,595	87,475	113,900

	591,947	1,117,794	1,838,134

Operating Expenses:
Personnel costs:
Salaries	410,616	485,720	485,178
Pension and other benefits	122,647	122,745	135,582

	533,263	608,465	620,760
Net occupancy expenses	111,035	120,456	109,344
Equipment expenses	101,530	111,478	117,082
Other taxes	52,605	52,799	48,489
Professional fees	111,287	121,145	119,523
Communications	46,264	51,386	58,092
Business promotion	38,872	62,731	109,909
Printing and supplies	11,093	14,450	15,603
Impairment losses on long-lived assets	1,545	13,491	10,478
FDIC deposit insurance	76,796	15,037	2,858
Gain on early extinguishment of debt	(78,300)	—	—
Other operating expenses	138,724	141,301	111,129
Goodwill and trademark impairment losses	—	12,480	211,750
Amortization of intangibles	9,482	11,509	10,445

	1,154,196	1,336,728	1,545,462

(Loss) income from continuing operations before income tax	(562,249)	(218,934)	292,672
Income tax (benefit) expense	(8,302)	461,534	90,164

(Loss) income from continuing operations	(553,947)	(680,468)	202,508
Loss from discontinued operations, net of tax	(19,972)	(563,435)	(267,001)

Net Loss	$(573,919)	$(1,243,903)	$(64,493)

Net Income (Loss) Applicable to Common Stock	$97,377	$(1,279,200)	$(76,406)

Income (Loss) per Common Share — Basic and Diluted
Income (Loss) from continuing operations	$0.29	$(2.55)	$0.68
Loss from discontinued operations	(0.05)	(2.00)	(0.95)

Net Income (Loss) per Common Share	$0.24	$(4.55)	$(0.27)

Dividends Declared per Common Share	$0.02	$0.48	$0.64

The accompanying notes are an integral part of the consolidated financial statements.

92 POPULAR, INC. 2009 ANNUAL REPORT
Consolidated Statements
of Cash Flows

	Year ended December 31,
(In thousands)	2009	2008	2007

Cash Flows from Operating Activities:
Net loss	$(573,919)	$(1,243,903)	$(64,493)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	64,451	73,088	78,563
Provision for loan losses	1,405,807	1,010,375	562,650
Goodwill and trademark impairment losses	—	12,480	211,750
Impairment losses on long-lived assets	1,545	17,445	12,344
Amortization of intangibles	9,482	11,509	10,445
Amortization and fair value adjustment of servicing assets	32,960	52,174	61,110
Amortization of discount on junior subordinated debentures	7,258	—	—
Net gain on sale and valuation adjustment of investment securities	(219,546)	(64,296)	(55,159)
(Earnings) losses from changes in fair value related to instruments measured at fair value pursuant to the fair value option	(1,674)	198,880	—
Net gain on disposition of premises and equipment	(412)	(25,904)	(12,296)
Net loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	40,268	83,056	38,970
Gain on early extinguishment of debt	(78,300)	—	—
Net amortization of premiums and accretion of discounts on investments	19,245	19,884	20,238
Net amortization of premiums on loans and deferred loan origination fees and costs	45,031	52,495	90,511
Fair value adjustment of other assets held for sale	—	120,789	—
Earnings from investments under the equity method	(17,695)	(8,916)	(21,347)
Stock options expense	202	1,099	1,763
Net disbursements on loans held-for-sale	(1,129,554)	(2,302,189)	(4,803,927)
Acquisitions of loans held-for-sale	(354,472)	(431,789)	(550,392)
Proceeds from sale of loans held-for-sale	79,264	1,492,870	4,127,794
Net decrease in trading securities	1,542,470	1,754,100	1,222,585
Net decrease in accrued income receivable	30,601	59,459	11,832
Net (increase) decrease in other assets	(182,960)	86,073	(94,215)
Net (decrease) increase in interest payable	(47,695)	(58,406)	5,013
Deferred income taxes	(79,890)	379,726	(223,740)
Net increase in postretirement benefit obligation	4,223	3,405	2,388
Net increase (decrease) in other liabilities	32,213	(35,986)	71,575

Total adjustments	1,202,822	2,501,421	768,455

Net cash provided by operating activities	628,903	1,257,518	703,962

Cash Flows from Investing Activities:
Net (increase) decrease in money market investments	(208,143)	212,058	(638,568)
Purchases of investment securities:
Available-for-sale	(4,193,290)	(4,075,884)	(160,712)
Held-to-maturity	(59,562)	(5,086,169)	(29,320,286)
Other	(38,913)	(193,820)	(112,108)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	1,631,607	2,491,732	1,608,677
Held-to-maturity	141,566	5,277,873	28,935,561
Other	75,101	192,588	44,185
Proceeds from sales of investment securities available-for-sale	3,825,313	2,445,510	58,167
Proceeds from sale of other investment securities	52,294	49,489	246,352
Net repayments (disbursements) on loans	1,053,747	(1,093,437)	(1,457,925)
Proceeds from sale of loans	328,170	2,426,491	415,256
Acquisition of loan portfolios	(72,675)	(4,505)	(22,312)
Net liabilities acquired, net of cash	—	—	719,604
Mortgage servicing rights purchased	(1,364)	(42,331)	(26,507)
Acquisition of premises and equipment	(69,640)	(146,140)	(104,866)
Proceeds from sale of premises and equipment	40,243	60,058	63,455
Proceeds from sale of foreclosed assets	149,947	166,683	175,974

Net cash provided by investing activities	2,654,401	2,680,196	423,947

Cash Flows from Financing Activities:
Net (decrease) increase in deposits	(1,625,598)	(754,177)	2,889,524
Net decrease in federal funds purchased and assets sold under agreements to repurchase	(918,818)	(1,885,656)	(325,180)
Net increase (decrease) in other short-term borrowings	2,392	(1,497,045)	(2,612,801)
Payments of notes payable	(813,077)	(2,016,414)	(2,463,277)
Proceeds from issuance of notes payable	60,675	1,028,098	1,425,220
Dividends paid	(71,438)	(188,644)	(190,617)
Proceeds from issuance of common stock	—	17,712	20,414
Proceeds from issuance of preferred stock and associated warrants	—	1,324,935	—
Issuance costs and fees paid on exchange of preferred stock and trust preferred securities	(25,080)	—	—
Treasury stock acquired	(17)	(361)	(2,525)

Net cash used in financing activities	(3,390,961)	(3,971,552)	(1,259,242)

Net decrease in cash and due from banks	(107,657)	(33,838)	(131,333)

Cash and due from banks at beginning of period	784,987	818,825	950,158

Cash and due from banks at end of period	$677,330	$784,987	$818,825

The accompanying notes are an integral part of the consolidated financial statements.
Note: The Consolidated Statements of Cash Flows for the year ended December 31, 2009, 2008 and 2007 include the cash flows from operating, investing and financing activities associated with discontinued operations.

Consolidated Statements of
Changes in Stockholders’ Equity

	Year ended December 31,
(In thousands, except share information)	2009	2008	2007

Preferred Stock:
Balance at beginning of year	$1,483,525	$186,875	$186,875
Issuance of preferred stock — 2008 Series B	—	400,000	—
Issuance of preferred stock — 2008 Series C	—	935,000	—
Preferred stock discount — 2008 Series C	—	(38,833)	—
Exchange of Series A and B preferred stock	(536,715)	—	—
Exchange of Series C preferred stock	(901,165)	—	—
Accretion of Series C preferred stock discount	4,515	483	—

Balance at end of period	50,160	1,483,525	186,875

Common Stock:
Balance at beginning of year	1,773,792	1,761,908	1,753,146
Common stock issued in exchange of Series A and B preferred stock	1,717	—	—
Common stock issued in connection with early extinguishment of debt (exchange of trust preferred securities for common stock)	1,858	—	—
Common stock issued under Dividend Reinvestment Plan	—	11,884	8,702
Options exercised	—	—	60
Treasury stock retired	(81,583)	—	—
Change in par value (from $6.00 to $0.01)	(1,689,389)	—	—

Balance at end of year	6,395	1,773,792	1,761,908

Surplus:
Balance at beginning of year	621,879	568,184	526,856
Common stock issued in exchange of Series A and B preferred stock	291,974	—	—
Common stock issued in connection with early extinguishment of debt (exchange of trust preferred securities for common stock)	315,794	—	—
Issuance costs related to exchange of Series A and B preferred stock and trust preferred securities	(12,080)	—	—
Issuance costs of Series A and B preferred stock (2008-Series B preferred stock)	12,636	(10,065)	—
Issuance of common stock warrants	—	38,833	—
Common stock issued under Dividend Reinvestment Plan	—	5,828	11,466
Stock options expense on unexercised options, net of forfeitures	202	1,099	1,713
Options exercised	—	—	149
Treasury stock retired	(125,556)	—	—
Change in par value (from $6.00 to $0.01)	1,689,389	—	—
Transfer from (accumulated deficit) retained earnings	10,000	18,000	28,000

Balance at end of year	2,804,238	621,879	568,184

(Accumulated Deficit) Retained Earnings:
Balance at beginning of year	(374,488)	1,319,467	1,594,144
Net loss	(573,919)	(1,243,903)	(64,493)
Excess of carrying amount of Series A and B preferred stock exchanged over fair value of new shares of common stock	230,388	—	—
Excess of carrying amount of Series C preferred stock exchanged over fair value of new trust preferred securities	485,280	—	—
Cumulative effect of accounting change	—	(261,831)	8,667
Cash dividends declared on common stock	(5,641)	(134,924)	(178,938)
Cash dividends declared on preferred stock	(39,857)	(34,814)	(11,913)
Accretion of Series C preferred stock discount	(4,515)	(483)	—
Transfer to surplus	(10,000)	(18,000)	(28,000)

Balance at end of year	(292,752)	(374,488)	1,319,467

Treasury Stock — At Cost:
Balance at beginning of year	(207,515)	(207,740)	(206,987)
Purchase of common stock	(17)	(361)	(2,525)
Reissuance of common stock	378	586	1,772
Treasury stock retired	207,139	—	—

Balance at end of year	(15)	(207,515)	(207,740)

Accumulated Other Comprehensive Loss:
Balance at beginning of year	(28,829)	(46,812)	(233,728)
Other comprehensive (loss) income, net of tax	(380)	17,983	186,916

Balance at end of year	(29,209)	(28,829)	(46,812)

Total Stockholders’ Equity	$2,538,817	$3,268,364	$3,581,882

Disclosure of changes in number of shares:

	Year ended December 31,
	2009	2008	2007

Preferred Stock:
Balance at beginning of year	24,410,000	7,475,000	7,475,000
Preferred stock — Series A and B exchanged for common stock	(21,468,609)	—	—
Preferred stock — Series C exchanged for trust preferred securities	(935,000)	—	—
Shares issued — 2008 Series B	—	16,000,000	—
Shares issued — 2008 Series C	—	935,000	—

Balance at end of year	2,006,391	24,410,000	7,475,000

Common Stock — Issued:
Balance at beginning of year	295,632,080	293,651,398	292,190,924
Shares issued in exchange of Series A and B preferred stock and early extinguishment of debt (exchange of trust preferred securities for common stock)	357,510,076	—	—
Shares issued under the Dividend Reinvestment Plan	—	1,980,682	1,450,410
Options exercised	—	—	10,064
Treasury stock retired	(13,597,261)	—	—

Balance at end of year	639,544,895	295,632,080	293,651,398

Treasury stock	(4,790)	(13,627,367)	(13,622,183)

Common Stock — Outstanding	639,540,105	282,004,713	280,029,215

The accompanying notes are an integral part of the consolidated financial statements.

94 POPULAR, INC. 2009 ANNUAL REPORT
Consolidated Statements of
Comprehensive (Loss) Income

	Year ended December 31,
(In thousands)	2009	2008	2007

Net loss	$(573,919)	$(1,243,903)	$(64,493)

Other comprehensive (loss) income, before tax:
Foreign currency translation adjustment	(1,608)	(4,480)	2,113
Adjustment of pension and postretirement benefit plans	132,423	(209,070)	18,121
Unrealized holding gains on securities available-for-sale arising during the period	27,223	237,837	239,390
Reclassification adjustment for gains included in net loss	(173,107)	(14,955)	(55)
Unrealized net losses on cash flow hedges	(1,419)	(3,522)	(4,782)
Reclassification adjustment for losses included in net loss	6,915	2,840	1,077
Cumulative effect of accounting change	—	—	(243)

	(9,573)	8,650	255,621
Income tax benefit (expense)	9,193	9,333	(68,705)

Total other comprehensive (loss) income, net of tax	(380)	17,983	186,916

Comprehensive (loss) income, net of tax	$(574,299)	$(1,225,920)	$122,423

Tax effects allocated to each component of other comprehensive income (loss):

	Year ended December 31,
(In thousands)	2009	2008	2007

Underfunding of pension and postretirement benefit plans	$(51,075)	$79,533	$(6,926)
Unrealized holding gains on securities available-for-sale arising during the period	(1,306)	(71,934)	(63,104)
Reclassification adjustment for gains included in net loss	62,790	2,266	8
Unrealized net losses on cash flow hedges	553	579	1,723
Reclassification adjustment for losses included in net loss	(1,769)	(1,111)	(406)

Income tax benefit (expense)	$9,193	$9,333	$(68,705)

Disclosure of accumulated other comprehensive loss:

	Year ended December 31,
(In thousands)	2009	2008	2007

Foreign currency translation adjustment	$(40,676)	$(39,068)	$(34,588)

Underfunding of pension and postretirement benefit plans	(127,786)	(260,209)	(51,139)
Tax effect	48,566	99,641	20,108

Net of tax amount	(79,220)	(160,568)	(31,031)

Unrealized gains on securities available-for-sale	104,090	249,974	27,092
Tax effect	(14,134)	(75,618)	(5,950)

Net of tax amount	89,956	174,356	21,142

Unrealized gains (losses) on cash flow hedges	1,199	(4,297)	(3,615)
Tax effect	(468)	748	1,280

Net of tax amount	731	(3,549)	(2,335)

Accumulated other comprehensive loss	$(29,209)	$(28,829)	$(46,812)

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated
Financial Statements

96 POPULAR, INC. 2009 ANNUAL REPORT
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
The following is a description of the most significant of these policies:
Nature of operations
The Corporation is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation is a financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as auto and equipment leasing and financing, mortgage loans, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, Popular has established a community-banking franchise, Banco Popular North America (“BPNA”) providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California. Popular also offers processing technology services through its subsidiary EVERTEC, Inc. This subsidiary provides transaction processing services throughout the Caribbean and Latin America, as well as internally services many of the Corporation’s subsidiaries’ system infrastructures and transactional processing businesses. Note 39 to the consolidated financial statements present information about the Corporation’s business segments.
Principles of consolidation
The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. In accordance with the consolidation guidance for variable interest entities, the Corporation would also consolidate any variable interest entities (“VIEs”) for which it is the primary beneficiary and, therefore, will absorb the majority of the entity’s expected losses, receive a majority of the entity’s expected returns, or both. Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the consolidated statements of condition.
     Unconsolidated investments, in which there is at least 20% ownership, are generally accounted for by the equity method, with earnings recorded in other operating income. These investments are included in other assets and the Corporation’s proportionate share of income or loss is included in other operating income. Those investments in which there is less than 20% ownership, are generally carried under the cost method of accounting, unless significant influence is exercised. Under the cost method, the Corporation recognizes income when dividends are received. Limited partnerships are accounted for by the equity method unless the investor’s interest is so “minor” that the limited partner may have virtually no influence over partnership operating and financial policies.
     Statutory business trusts that are wholly-owned by the Corporation and are issuers of trust preferred securities are not consolidated in the Corporation’s consolidated financial statements.
Business combinations
Business combinations are accounted for under the acquisition method. Under this method, assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date are measured at their fair values as of the acquisition date. The acquisition date is the date the acquirer obtains control. Also, assets or liabilities arising from noncontractual contingencies are measured at their acquisition date at fair value only if it is more likely than not that they meet the definition of an asset or liability. Adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year. Furthermore, acquisition-related restructuring costs that do not meet certain criteria of exit or disposal activities are expensed as incurred. Transaction costs are expensed as incurred. The reversals of deferred income tax valuation allowances and income tax contingencies are recognized in earnings subsequent to the measurement period. There were no significant business combinations during 2009 and 2008.
Discontinued operations
Components of the Corporation that have been or will be disposed of by sale, where the Corporation does not have a significant continuing involvement in the operations after the disposal, are accounted for as discontinued operations.
The financial results of Popular Financial Holdings (“PFH”) are reported as discontinued operations in the consolidated statements of operations for all periods presented and in the consolidated statement of condition for the year ended December 31, 2008.

Prior to the discontinuance of the business, PFH was considered a reportable segment. Refer to Note 3 to the consolidated financial statements for additional information on PFH’s discontinued operations.
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
Fair Value Measurements
Effective January 1, 2008, the Corporation determines the fair values of its financial instruments based on the fair value framework established in the guidance for Fair Value Measurements in ASC Subtopic 820-10, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard describes three levels of inputs that may be used to measure fair value which are (1) quoted market prices for identical assets or liabilities in active markets, (2) observable market-based inputs or unobservable inputs that are corroborated by market data, and (3) unobservable inputs that are not corroborated by market data. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. In January 2009, the Corporation adopted the provisions of fair value measurements and disclosures for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value on a nonrecurring basis. Refer to Note 36 to these consolidated financial statements for the fair value measurement disclosures required for the year ended December 31, 2009.
     The guidance in ASC Subtopic 820-10 also addresses measuring fair value in situations where markets are inactive and transactions are not orderly. Transactions or quoted prices for assets and liabilities may not be determinative of fair value when transactions are not orderly, and thus, may require adjustments to estimate fair value. Price quotes based on transactions that are not orderly should be given little, if any, weight in measuring fair value. Price quotes based on transactions that are orderly shall be considered in determining fair value, and the weight given is based on facts and circumstances. If sufficient information is not available to determine if price quotes are based on orderly transactions, less weight should be given to the price quote relative to other transactions that are known to be orderly.
Fair value option
In January 2008, the Corporation adopted the guidance in ASC Subtopic 825-10, which provides companies with an option to report selected financial assets and liabilities at fair value. The election to measure a financial asset or liability at fair value can be made on an instrument-by-instrument basis and is irrevocable. The difference between the carrying amount and the fair value at the adoption date was recorded as a transition adjustment to beginning retained earnings. Subsequent changes in fair value are recognized in earnings. After the initial adoption, the fair value election is made at the acquisition of a financial asset, financial liability, or a firm commitment and it may not be revoked.
     Refer to Note 35 to these consolidated financial statements for the impact of the initial adoption of the fair value option to beginning retained earnings as of January 1, 2008. There were no financial assets or liabilities from continuing operations measured pursuant to the fair value option at December 31, 2009 and 2008.
Investment securities
Investment securities are classified in four categories and accounted for as follows:
•	Debt securities that the Corporation has the intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred.

•	Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in non-interest income.

•	Debt and equity securities not classified as either securities held-to-maturity or trading securities, and which have a readily available fair value, are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income or loss. The specific identification method is used to determine realized gains and losses on securities available-for-sale, which are included in net gains or losses on sale and valuation adjustment

98  POPULAR, INC. 2009 ANNUAL REPORT
of investment securities in the consolidated statements of operations. Declines in the value of debt and equity securities that are considered other-than-temporary reduce the value of the asset, and the estimated loss is recorded in non-interest income. In April 2009, the Corporation adopted the new guidance for other-than-temporary impairment for debt securities. For debt securities, the Corporation is required to assess whether (a) it has the intent to sell the debt security, or (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment on the security must be recognized. In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more likely than not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), the impairment is separated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in the statement of operations. The amount of the total impairment related to all other factors is recognized in other comprehensive loss. Previously, in all cases, if an impairment was determined to be other-than-temporary, an impairment loss was recognized in earnings in an amount equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date of the reporting period for which the assessment was made. This guidance does not amend the existing recognition and measurement guidance related to other-than-temporary impairments for equity securities. The other-than-temporary impairment analysis for both debt and equity securities are performed on a quarterly basis.

•	Investments in equity or other securities that do not have readily available fair values are classified as other investment securities in the consolidated statements of condition, and are subject to impairment testing if applicable. These securities are stated at the lower of cost or realizable value. The source of this value varies according to the nature of the investment, and is primarily obtained by the Corporation from valuation analyses prepared by third-parties or from information derived from financial statements available for the corresponding venture capital and mutual funds. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (“FHLB”) stock, is included in this category, and their realizable value equals their cost.
     The amortization of premiums is deducted and the accretion of discounts is added to net interest income based on the interest method over the outstanding period of the related securities, except for a small portfolio of mortgage-backed securities for which the Corporation utilizes a method which approximates the interest method, but which incorporates factors such as actual prepayments. The results of the alternative method do not differ materially from those obtained using the interest method. The cost of securities sold is determined by specific identification. Net realized gains or losses on sales of investment securities and unrealized loss valuation adjustments considered other-than-temporary, if any, on securities available-for-sale, held-to-maturity and other investment securities are determined using the specific identification method and are reported separately in the consolidated statements of operations. Purchases and sales of securities are recognized on a trade date basis.
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
     When the Corporation enters into a derivative contract, the derivative instrument is designated as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period earnings. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded net of taxes in accumulated other comprehensive income and subsequently reclassified to net income (loss) in the same period(s) that the hedged transaction impacts earnings. The ineffective portion of cash flow hedges is immediately recognized in current earnings. For free-standing derivative instruments, changes in the fair values are reported in current period earnings.
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
     The fair value of derivative instruments considers the risk of nonperformance by the counterparty or the Corporation, as applicable.
     The Corporation obtains or pledges collateral in connection with its derivative activities when applicable under the agreement.
Loans
Loans are classified as loans held-in-portfolio when management has the intent and ability to hold the loan for the foreseeable future, or until maturity or payoff. The foreseeable future is a management judgment which is determined based upon the type of loan, business strategies, current market conditions, balance sheet management and liquidity needs. Management’s view of the foreseeable future may change based on changes in these conditions. When a decision is made to sell or securitize a loan that was not originated or initially acquired with the intent to sell or securitize, the loan is reclassified from held-in-portfolio into held-for-sale. Due to changing market conditions or other strategic initiatives, management’s intent with respect to the disposition of the loan may change, and accordingly, loans previously classified as held-for-sale may be reclassified into held-in-portfolio. Loans transferred between loans held-for-sale and held-in-portfolio classifications are recorded at the lower of cost or fair value at the date of transfer.
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
     Non-accrual loans are those loans on which the accrual of interest is discontinued. When a loan is placed on non-accrual status, any interest previously recognized and not collected is generally reversed from current earnings.
     Recognition of interest income on commercial and construction loans is discontinued when the loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. The impaired portions on these loans are charged-off at no longer than 365 days past due. Recognition of interest income on mortgage loans is discontinued when 90 days or more in arrears

100  POPULAR, INC. 2009 ANNUAL REPORT
on payments of principal or interest. The impaired portions on mortgage loans are charged-off at 180 days past due. Recognition of interest income on closed-end consumer loans and home equity lines of credit is discontinued when the loans are 90 days or more in arrears. Income is generally recognized on open-end consumer loans, except for home equity lines of credit, until the loans are charged-off. Recognition of interest income for lease financing is ceased when loans are 90 days or more in arrears. Closed-end consumer loans and leases are charged-off when they are 120 days in arrears. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears.
     Certain loans which would be treated as non-accrual loans pursuant to the foregoing policy are treated as accruing loans if they are considered well-secured and in the process of collection. Also, unsecured retail loans to borrowers who declare bankruptcy are charged-off within 60 days of receipt of notification of filing from the bankruptcy court.
     Once a loan is placed on non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. Loans designated as non-accruing are not returned to an accrual status until interest is received on a current basis and those factors indicative of doubtful collection cease to exist. Special guidelines exist for troubled debt restructurings.
Lease financing
The Corporation leases passenger and commercial vehicles and equipment to individual and corporate customers. The finance method of accounting is used to recognize revenue on lease contracts that meet the criteria specified in the guidance for leases in ASC Topic 840. Aggregate rentals due over the term of the leases less unearned income are included in finance lease contracts receivable. Unearned income is amortized using a method which results in approximate level rates of return on the principal amounts outstanding. Finance lease origination fees and costs are deferred and amortized over the average life of the lease as an adjustment to the interest yield.
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
     The allowance for loan losses excludes loans measured pursuant to the fair value option since fair value adjustments related to these financial instruments already reflect a credit component.
     The Corporation’s assessment of the allowance for loan losses is determined in accordance with accounting guidance, specifically guidance of loss contingencies in ASC Subtopic 450-20 and loan impairment guidance in ASC Section 310-10-35.
     The accounting guidance provides for the recognition of a loss allowance for groups of homogeneous loans. During 2009, the Corporation enhanced the reserve assessment of homogeneous loans by establishing a more granular segmentation of loans with similar risk characteristics, reducing the historical base loss periods employed, and strengthening the analysis pertaining to the environmental factors considered. The revised segmentation considers business segments and product types, which are further segregated based on their secured or unsecured status. The determination for general reserves of the allowance for loan losses is based on historical net loss rates (including losses from impaired loans) by loan type and by legal entity adjusted for recent net charge-off trends and environmental factors. The base net loss rates are based on the moving average of annualized net charge-offs computed over a three-year historical loss window for commercial and construction loan portfolios, and an 18-month period for consumer loan portfolios. The net charge-off trend factors are applied to adjust the base loss rates based on recent loss trends. The environmental factors, which include credit and macroeconomic indicators, are assessed to account for current market conditions that are likely to cause estimated credit losses to differ from historical loss experience. The Corporation reflects the effect of these environmental factors on a loan group as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each group. Correlation and regression analyses are used to select and weight these indicators.
     According to the accounting guidance criteria for specific impairment of a loan, up to December 31, 2008, the Corporation defined as impaired loans those commercial borrowers with outstanding debt of $250,000 or more and with interest and /or principal 90 days or more past due. Also, specific commercial borrowers with outstanding debt of $500,000 and over were deemed impaired when, based on current information and events, management considered that it was probable that the debtor would be unable to pay all amounts due according to the contractual terms of the loan agreement. Effective January 1, 2009, the Corporation continues to apply the same definition except that it prospectively increased the threshold of outstanding debt to $1,000,000 for the identification of newly impaired commercial and construction loans. Although the accounting codification guidance for specific impairment of a loan excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage loans), it specifically requires that loan modifications considered troubled debt restructurings (“TDRs”) be analyzed under its provisions. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent. The fair value of the collateral is generally obtained from appraisals. The Corporation periodically requires updated appraisal reports for loans that are considered impaired. As a general procedure, the Corporation internally reviews appraisals as part of the underwriting and approval process and also for credits considered impaired.
     Cash payments received on impaired loans are recorded in accordance with the contractual terms of the loan. The principal portion of the payment is used to reduce the principal balance of the loan, whereas the interest portion is recognized as interest income. However, when management believes the ultimate collectability of principal is in doubt, the interest portion is applied to principal.
Troubled debt restructurings (“TDR”)
TDRs represent loans where concessions have been granted to borrowers experiencing financial difficulties that the creditor would not otherwise consider. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. These concessions stem from an agreement between the creditor and the debtor or are imposed by law or a court. Classification of loan modifications as TDRs involves a degree of judgment. Indicators that the debtor is experiencing financial difficulties include, for example: (i) the debtor is currently in default on any of its debt; (ii) the debtor has declared or is in the process of declaring bankruptcy; (iii) there is significant doubt as to whether the debtor will continue to be a going concern; (iv) currently, the debtor has securities that have been delisted, are in the process of being delisted, or are under threat of being delisted from an exchange; (v) based on estimates and projections that only encompass the current business capabilities, the debtor forecasts that its entity-specific cash flows will be insufficient to service the debt (both interest and principal) in accordance with the contractual terms of the existing agreement through maturity; and absent the current modification, the debtor cannot obtain funds from sources other than the existing creditors at an effective interest rate equal to the current market interest rate for similar debt for a nontroubled debtor. The identification of TDRs is critical in the determination of the adequacy of the allowance for loan losses. Loans classified as TDRs are reported in non-accrual status if the loan was in non-accruing status at the time of the modification. The TDR loan should continue in non-accrual status until the borrower has demonstrated a willingness and ability to make the restructured loan payments (at least six months of sustained performance after classified as TDR). Loans classified as TDRs are excluded from TDR status if performance under the restructured terms exists for a reasonable period (at least twelve months of sustained performance) and the loan yields a market rate.
Transfers and servicing of financial assets and extinguishment of liabilities
The transfer of financial assets in which the Corporation surrenders control over the assets is accounted for as a sale to the extent that consideration other than beneficial interests is received in exchange. The guidance for transfer of financial assets in ASC Topic 860 sets forth the criteria that must be met for control over transferred assets to be considered to have been surrendered, which includes, among others: (1) the assets must be isolated from creditors of the transferor, (2) the transferee must obtain the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the transferor cannot maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. When the Corporation transfers financial assets and the transfer fails any one of these criteria, the Corporation is prevented from derecognizing the transferred financial assets and the transaction is accounted for as a secured borrowing. For federal and Puerto Rico income tax purposes, the Corporation treats the transfers of loans which do not qualify as “true sales” under the applicable accounting guidance, as sales, recognizing a deferred tax asset or liability on the transaction.
     For transfers of financial assets that satisfy the conditions to be accounted for as sales, the Corporation derecognizes all assets sold; recognizes all assets obtained and liabilities incurred in consideration as proceeds of the sale, including servicing assets and servicing liabilities, if applicable; initially measures at fair value assets obtained and liabilities incurred in a sale; and recognizes in earnings any gain or loss on the sale.
     The guidance on transfer of financial assets requires a true sale analysis of the treatment of the transfer under state law as if the Corporation was a debtor under the bankruptcy code. A true sale legal analysis includes several legally relevant factors, such as the nature and level of recourse to the transferor, and the nature of retained interests in the loans sold. The analytical conclusion as to a true sale is never absolute and unconditional, but contains qualifications based on the inherent equitable powers of a bankruptcy court, as well as the unsettled state of the common law. Once the legal isolation test has been met, other factors concerning the nature and extent of the transferor’s control over the transferred assets are taken into account in order to determine whether derecognition of assets is warranted.
     The Corporation sells mortgage loans to the Government National Mortgage Association (“GNMA”) in the normal course of business and retains the servicing rights. The GNMA programs

102  POPULAR, INC. 2009 ANNUAL REPORT
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
     All separately recognized servicing assets are initially recognized at fair value. For subsequent measurement of servicing rights, the Corporation has elected the fair value method for mortgage loans servicing rights (“MSRs”) while all other servicing assets, particularly related to Small Business Administration (“SBA”) commercial loans, follow the amortization method. Under the fair value measurement method, MSRs are recorded at fair value each reporting period, and changes in fair value are reported in other service fees in the consolidated statement of operations. Under the amortization method, servicing assets are amortized in proportion to, and over the period of, estimated servicing income, and assessed for impairment based on fair value at each reporting period. Contractual servicing fees including ancillary income and late fees, as well as fair value adjustments, and impairment losses, if any, are reported in other service fees in the consolidated statement of operations. Loan servicing fees, which are based on a percentage of the principal balances of the loans serviced, are credited to income as loan payments are collected.
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
     Refer to Note 13 to the consolidated financial statements for information on the classes of servicing assets defined by the Corporation.
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
     The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. Interest cost capitalized for the years ended December 31, 2009, 2008 and 2007 was not significant.
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
Restructuring costs
A liability for a cost associated with an exit or disposal activity is recognized and measured initially at its fair value in the period in which the liability is incurred. If future service is required for employees to receive the one-time termination benefit, the liability is initially measured at its fair value as of the termination date and recognized over the future service period.
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
     Other identifiable intangible assets with a finite useful life, mainly core deposits, are amortized using various methods over the periods benefited, which range from 3 to 11 years. These intangibles are evaluated periodically for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments on intangible assets with a finite useful life are evaluated under the guidance for impairment or disposal of long-lived assets and are included as part of “Impairment losses on long-lived assets” in the category of operating expenses in the consolidated statements of operations.
     For further disclosures required by goodwill and other intangibles guidance, refer to Note 14 to the consolidated financial statements.
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
Assets sold / purchased under agreements to repurchase / resell
Repurchase and resell agreements are treated as collateralized financing transactions and are carried at the amounts at which the assets will be subsequently reacquired or resold as specified in the respective agreements.

104  POPULAR, INC. 2009 ANNUAL REPORT
     It is the Corporation’s policy to take possession of securities purchased under agreements to resell. However, the counterparties to such agreements maintain effective control over such securities, and accordingly those securities are not reflected in the Corporation’s consolidated statements of condition. The Corporation monitors the fair value of the underlying securities as compared to the related receivable, including accrued interest. It is the Corporation’s policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statements of condition.
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
Accounting considerations related to the cumulative preferred stock and warrant to purchase shares of common stock
The value of the warrant to purchase shares of common stock was determined by allocating the proceeds received by the Corporation based on the relative fair values of the instruments issued (preferred stock and warrant). The transaction was recorded when it was consummated and proceeds were received. Refer to Note 23 to the consolidated financial statements for information on the warrant issued in 2008.
     Warrants issued are included in the calculation of average diluted shares in determining income (loss) per common share using the treasury stock method.
     The discount on increasing rate preferred stock was amortized over the period preceding commencement of the perpetual dividend by charging an imputed dividend cost against retained earnings. The amortization of the discount on the preferred shares also reduced the income (or increased the loss) applicable to common stockholders in the computation of basic and diluted net income (loss) per share.
     Income (loss) applicable to common stockholders considers the deduction of both the dividends declared in the period on cumulative preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income (loss) from continuing operations and also from net income (loss).
Accounting considerations related to the redemption of cumulative preferred stock and redemption of the trust preferred securities
The Corporation applied the guidance in ASC Subsection 260-10-S99 (formerly EITF Topic D-42 “The effect on the calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock”) for the redemption of the Corporation’s cumulative preferred stock, which indicates that the difference between (1) the fair value of the consideration transferred to the holders of the preferred stock and (2) the carrying amount of the preferred stock in the registrant’s balance sheet (net of issuance costs) be subtracted from (or added to) net income to arrive at income available to common stockholders in the calculation of net income (loss) per common share.
     The Corporation treated the redemption of the trust preferred securities as an extinguishment of debt pursuant to the guidance in ASC Subsection 470-50-40 which indicates that the difference between the reacquisition price and the net carrying amount of the extinguished debt be recognized as gain or loss on extinguishment in the results of operations.
Treasury stock
Treasury stock is recorded at cost and is carried as a reduction of stockholders’ equity in the consolidated statements of condition. At the date of retirement or subsequent reissue, the treasury stock account is reduced by the cost of such stock. At retirement, the excess of the cost of the treasury stock over its par value is recorded entirely to surplus. At reissuance, the difference between the consideration received upon issuance and the specific cost is charged or credited to surplus.
Income and expense recognition — Processing business
Revenue from information processing and other services is recognized at the time services are rendered. Rental and maintenance service revenue is recognized ratably over the corresponding contractual periods. Revenue from software and hardware sales and related costs is recognized at the time software and equipment is installed or delivered depending on the contractual terms. Revenue from contracts to create data processing centers and the related cost is recognized as project phases are completed and accepted. Operating expenses are recognized as incurred. Project expenses are deferred and recognized when the related income is earned. The Corporation applies the guidance in ASC Subtopic 605-35 as the guidance to determine what project expenses must be deferred until the related income is earned on certain long-term projects that involve the outsourcing of technological services.
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
Income Recognition — Investment banking revenues
Investment banking revenue is recorded as follows: underwriting fees at the time the underwriting is completed and income is reasonably determinable; corporate finance advisory fees as earned, according to the terms of the specific contracts; and sales commissions on a trade-date basis.
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
     The Corporation monitors the inflation levels in the foreign countries where it operates to evaluate whether they meet the “highly inflationary economy” test prescribed by the guidance for functional currency in highly inflationary economies in ASC Subsection 830-10-45. Such statement defines highly inflationary as a “cumulative inflation of approximately 100 percent or more over a three-year period”. In accordance with the provisions of this guidance, the financial statements of a foreign entity in a highly inflationary economy are remeasured as if the functional currency was the reporting currency.
     Refer to the disclosure of accumulated other comprehensive income (loss) included in the accompanying consolidated statements of comprehensive income (loss) for the outstanding balances of unfavorable foreign currency translation adjustments at December 31, 2009, 2008 and 2007.
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
     The guidance for income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not (defined as a likelihood of more than 50 percent) that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets are assessed periodically by the Corporation based on the more likely than not realization threshold criterion. In the assessment for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, the future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years and tax-planning strategies. In making such assessments, significant weight is given to evidence that can be objectively verified.
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

106  POPULAR, INC. 2009 ANNUAL REPORT
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
     The guidance for compensation retirement benefits of ASC Topic 715 requires the recognition of the funded status of each defined pension benefit plan, retiree health care and other postretirement benefit plans on the statement of condition.
Stock-based compensation
The Corporation opted to use the fair value method of recording stock-based compensation as described in the guidance for employee share plans in ASC Subtopic 718-50.
Comprehensive income (loss)
Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. The presentation of comprehensive income (loss) is included in separate consolidated statements of comprehensive income (loss).
Net income (loss) per common share
Basic income (loss) per common share is computed by dividing net income (loss) adjusted for preferred stock dividends, including undeclared or unpaid dividends if cumulative, and charges or credits related to the extinguishment of preferred stock or induced conversions of preferred stock, by the weighted average number of common shares outstanding during the year. Diluted income per common share take into consideration the weighted average common shares adjusted for the effect of stock options, restricted stock and warrants on common stock, using the treasury stock method.
Statement of cash flows
For purposes of reporting cash flows, cash includes cash on hand and amounts due from banks.
Adoption of New Accounting Standards and Issued But Not Yet Effective Accounting Standards
The FASB Accounting Standards Codification (“ASC”)
Effective July 1, 2009, the ASC became the single source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the Financial Accounting Standards Board (“FASB”) to be applied by non-governmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) are also sources of authoritative GAAP for SEC registrants. The ASC superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the ASC is non-authoritative. The Corporation’s policies were not affected by the conversion to ASC. However, references to specific accounting guidance in the notes of the Corporation’s financial statements have been changed to the appropriate section of the ASC.
Business Combinations (ASC Topic 805) (formerly SFAS No. 141-R)
In December 2007, the FASB issued guidance that establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. The Corporation is required to apply this guidance to all business combinations completed on or after January 1, 2009. For business combinations in which the acquisition date was before the effective date, these provisions apply to the subsequent accounting for deferred income tax valuation allowances and income tax contingencies and require any changes in those amounts to be recorded in earnings. This guidance on business combinations did not have a material effect on the consolidated financial statements of the Corporation for the year ended December 31, 2009.
Noncontrolling Interests in Consolidated Financial Statements (ASC Subtopic 810-10) (formerly SFAS No. 160)
In December 2007, the FASB issued guidance to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance requires entities to classify noncontrolling interests as a component of stockholders’ equity on the consolidated financial statements and requires subsequent changes in ownership interests in a subsidiary to be accounted for as an equity transaction. Additionally, it requires entities to recognize a gain or loss upon the loss of control of a subsidiary and to remeasure any ownership interest retained at fair value on that date. This statement also requires expanded disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This guidance was adopted by the Corporation on January 1, 2009. The adoption of this standard did not have an impact on the Corporation’s consolidated financial statements.
Disclosures about Derivative Instruments and Hedging Activities (ASC Subtopic 815-10) (formerly SFAS No. 161)
In March 2008, the FASB issued an amendment for disclosures about derivative instruments and hedging activities. The standard expands the disclosure requirements for derivatives and hedged items and has no impact on how the Corporation accounts for these instruments. The standard was adopted by the Corporation in the first quarter of 2009. Refer to Note 31 to the consolidated financial statements for related disclosures.
Subsequent Events (ASC Subtopic 855-10) (formerly SFAS No. 165)
In May 2009, the FASB issued guidance which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. Refer to Note 2 to the consolidated financial statements for related disclosures.
Transfers of Financial Assets, (ASC Subtopic 860-10) (formerly SFAS No. 166)
In June 2009, the FASB issued a revision which eliminates the concept of a “qualifying special-purpose entity” (“QSPEs”), changes the requirements for derecognizing financial assets, and includes additional disclosures requiring more information about transfers of financial assets in which entities have continuing exposure to the risks related to the transferred financial assets. This guidance must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application was prohibited. The Corporation is adopting this guidance for transfers of financial assets commencing on January 1, 2010.
     The Corporation is evaluating the impact that this new accounting guidance will have on the guaranteed mortgage securitizations with Fannie Mae (“FNMA”) and Ginnie Mae (“GNMA”), which are the principal transactions executed by the Corporation that are subject to the new guidance. The Corporation anticipates that transactions backed by FNMA will meet the criteria for sale accounting since the assets transferred are placed and isolated in an independent trust. However, the transactions backed by GNMA will require additional evaluation since they are isolated without the use of a trust to hold the GNMA pass-through certificates. Instead, the pools of mortgage loans are legally isolated through the establishment of custodial pools, whereby all rights, title and interest are conveyed to GNMA. The Corporation will assess these transactions to conclude if they will continue to be considered a sale for accounting purposes. Currently, the Corporation does not anticipate that this guidance will have a material effect on the consolidated financial statements.
Variable Interest Entities, (ASC Subtopic 860-10) (formerly SFAS No. 167)
The FASB amended on June 2009 the guidance applicable to variable interest entities (“VIE”) and changed how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The amendments to the consolidated guidance affect all entities that were within the scope of the original guidance, as well as qualifying special-purpose entities (“QSPEs”) that were previously excluded

108  POPULAR, INC. 2009 ANNUAL REPORT
from the guidance. The new guidance requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. The new guidance requires ongoing evaluation of whether an enterprise is the primary beneficiary of a variable interest entity. The guidance is effective for the Corporation commencing on January 1, 2010.
     Currently, the Corporation issues government sponsored securities backed by GNMA and FNMA. FNMA uses independent trusts to isolate the pass-through certificates and therefore, are considered VIEs. On the SEC responses to the Mortgage Banker Association Whitepaper issued on February 10, 2010, the SEC reiterated that the GNMA securities I and II are considered VIEs for the assessment of the new consolidation guidance applicable to VIEs.
     After evaluation of these transactions, the Corporation reached the conclusion that it is not the primary beneficiary of these VIEs.
     The Corporation also owns certain equity investments that are not considered VIEs, even in consideration of the new accounting guidance. Other structures analyzed by management are the trust preferred securities. Even though these trusts are still considered VIEs under the new guidance, the Corporation does not possess a significant variable interest on these trusts. Additionally, the Corporation has variable interests in certain investments that have the attributes of investment companies, as well as limited partnership investments in venture capital companies. However, in January 2010, the FASB decided to make official the deferral of ASC Subtopic 860-10 for certain investment entities. The deferral allows asset managers that have no obligation to fund potentially significant losses of an investment entity to continue to apply the previous accounting guidance to investment entities that have the attributes of entities subject to ASC Topic 946 (the “Investment Company Guide”). The FASB also decided to defer the application of this guidance for money market funds subject to Rule 2a-7 of the Investment Company Act of 1940. Asset managers would continue to apply the applicable existing guidance to those entities that qualify for the deferral.
     Management anticipates that the Corporation will not be required to consolidate any existing variable interest entities for which it has a variable interest at December 31, 2009. The adoption of the new accounting guidance on variable interest entities is not expected to have a material effect on the Corporation’s consolidated financial statements.
Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (ASC Subtopic 860-10) (formerly FASB Staff Position FAS 140-3)
The FASB provided guidance in February 2008 on whether the security transfer and contemporaneous repurchase financing involving the transferred financial asset must be evaluated as one linked transaction or two separate de-linked transactions. The guidance requires the recognition of the transfer and the repurchase agreement as one linked transaction, unless all of the following criteria are met: (1) the initial transfer and the repurchase financing are not contractually contingent on one another; (2) the initial transferor has full recourse upon default, and the repurchase agreement’s price is fixed and not at fair value; (3) the financial asset is readily obtainable in the marketplace and the transfer and repurchase financing are executed at market rates; and (4) the maturity of the repurchase financing is before the maturity of the financial asset. The scope of this accounting guidance is limited to transfers and subsequent repurchase financings that are entered into contemporaneously or in contemplation of one another. The Corporation adopted the statement on January 1, 2009. The adoption of this guidance did not have a material impact on the Corporation’s consolidated financial statements for the year ended December 31, 2009.
Determination of the Useful Life of Intangible Assets (ASC Subtopic 350-30) (formerly FASB Staff Position FAS 142-3)
In April 2008, the FASB amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. In developing these assumptions, an entity should consider its own historical experience in renewing or extending similar arrangements adjusted for entity specific factors or, in the absence of that experience, the assumptions that market participants would use about renewals or extensions adjusted for the entity specific factors. This guidance applies to intangible assets acquired after the adoption date of January 1, 2009. The adoption of this guidance did not have an impact on the Corporation’s consolidated financial statements for the year ended December 31, 2009.
Equity Method Investment Accounting Considerations (ASC Subtopic 323-10) (formerly EITF 08-6)
This guidance clarifies the accounting for certain transactions and impairment considerations involving equity method investments. It applies to all investments accounted for under the equity method and provides guidance on the following: (1) how the initial carrying value of an equity method investment should be determined; (2) how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed; (3) how an equity method investee’s issuance of shares should be accounted for; and (4) how to account for a change in an investment from the equity method to the cost method. The adoption of this guidance in January 2009 did not have a material impact on the Corporation’s consolidated financial statements.

Employers’ Disclosures about Postretirement Benefit Plan Assets (ASC Subtopic 715-20) (formerly FASB Staff Position FAS 132(R)-1)
This guidance requires additional disclosures in the financial statements of employers who are subject to the disclosure requirements of postretirement benefit plan assets as follows: (a) the investment allocation decision making process, including the factors that are pertinent to an understanding of investment policies and strategies; (b) the fair value of each major category of plan assets, disclosed separately for pension plans and other postretirement benefit plans; (c) the inputs and valuation techniques used to measure the fair value of plan assets, including the level within the fair value hierarchy in which the fair value measurements in their entirety fall; and (d) significant concentrations of risk within plan assets. Additional detailed information is required for each category above. The Corporation applied the new disclosure requirements commencing with the annual financial statements for the year ended December 31, 2009. Refer to Note 27 to the consolidated financial statements. This guidance impacts disclosures only and did not have an effect on the Corporation’s consolidated statements of condition or results of operations for the year ended December 31, 2009.
Recognition and Presentation of Other-Than-Temporary Impairments (ASC Subtopic 320-10) (formerly FASB Staff Position FAS 115-2 and FAS 124-2)
In April 2009, the FASB issued this guidance which is intended to provide greater clarity to investors about the credit and noncredit component of an other-than-temporary impairment event. It specifically amends the other-than-temporary impairment guidance for debt securities. The new guidance improves the presentation and disclosure of other-than-temporary impairments on investment securities and changes the calculation of the other-than-temporary impairment recognized in earnings in the financial statements. However, it does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities.
     For debt securities, an entity is required to assess whether (a) it has the intent to sell the debt security, or (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment on the security must be recognized.
     In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more likely than not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), the accounting guidance changed the presentation and amount of the other-than-temporary impairment recognized in the statement of operations. In these instances, the impairment is separated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in the statement of operations. The amount of the total impairment related to all other factors is recognized in other comprehensive loss. Previously, in all cases, if an impairment was determined to be other-than-temporary, an impairment loss was recognized in earnings in an amount equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date of the reporting period for which the assessment was made.
     This guidance was effective and is to be applied prospectively for financial statements issued for interim and annual reporting periods ending after June 15, 2009. At adoption an entity was required to record a cumulative-effect adjustment as of the beginning of the period of adoption to reclassify the noncredit component of a previously recognized other-than-temporary impairment from retained earnings to accumulated other comprehensive loss if the entity did not intend to sell the security and it was not more likely than not that the entity would be required to sell the security before the anticipated recovery of its amortized cost basis.
     The Corporation adopted this guidance for interim and annual reporting periods commencing with the quarter ended June 30, 2009. The adoption of this new accounting guidance in the second quarter of 2009 did not result in a cumulative effect adjustment as of the beginning of the period of adoption (April 1, 2009) since there were no previously recognized other-than-temporary impairments related to outstanding debt securities. Refer to Notes 7 and 8 for related disclosures at December 31, 2009.
Interim Disclosures about Fair Value of Financial Instruments (ASC Subtopic 825-10) (formerly FASB Staff Position FAS 107-1 and
APB 28-1)
In April 2009, the FASB required providing disclosures on a quarterly basis about the fair value of financial instruments that are not currently reflected on the statement of condition at fair value. Originally the fair value for these assets and liabilities was only required for year-end disclosures. The Corporation adopted this guidance effective with the financial statement disclosures for the quarter ended June 30, 2009. This guidance only impacts disclosure requirements and therefore did not have an impact on the Corporation’s financial condition or results of operations. Refer to Note 37 to the consolidated financial statements for the Corporation’s disclosures about fair value of financial instruments.

110  POPULAR, INC. 2009 ANNUAL REPORT
Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That are Not Orderly (ASC Subtopic 820-10) (formerly FASB Staff Position FAS 157-4)
This guidance, issued in April 2009, provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. It also includes guidance on identifying circumstances that indicate that a transaction is not orderly. This guidance reaffirms the need to use judgment to ascertain if an active market has become inactive and in determining fair values when markets have become inactive. Additionally, it also emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation techniques used, the objective of a fair value measurement remains the same. Fair value is the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. The adoption of this guidance did not have a material impact on the Corporation’s consolidated financial statements for the year ended December 31, 2009.
FASB Accounting Standards Update 2009-05, Fair Value Measurements and Disclosures (ASC Topic 820) - Measuring Liabilities at Fair Value
FASB Accounting Standards Update 2009-05, issued in August 2009, includes amendments to ASC Subtopic 820-10, Fair Value Measurements and Disclosures, for the fair value measurement of liabilities and provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: a valuation technique that uses (a) the quoted price of the identical liability when traded as an asset, (b) quoted prices for similar liabilities or similar liabilities when trade as assets, or another valuation technique that is consistent with the principles of ASC Topic 820. Examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into an identical liability. The adoption of this guidance was effective upon issuance and did not have a material impact on the Corporation’s consolidated financial statements for the year ended December 31, 2009.
FASB Accounting Standards Update 2010-06, Fair Value Measurements and Disclosures (ASC Topic 820) - Improving Disclosures about Fair Value Measurements
FASB Accounting Standards Update 2010-06, issued in January 2010, requires new disclosures and clarifies some existing disclosure requirements about fair value measurements as set forth in ASC Subtopic 820-10. This update amends Subtopic 820-10 and now requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfer. Also in the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances and settlements. In addition, this update clarifies existing disclosures as follows: (i) for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities, and (ii) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This update is effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances, and settlements in the roll-forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. Early application is permitted. This guidance impacts disclosures only and will not have an effect on the Corporation’s consolidated statements of condition or results of operations.

Note 2 — Subsequent events:
Management has evaluated the effects of subsequent events that have occurred subsequent to December 31, 2009. There are no material events that would require recognition or disclosure in the consolidated financial statements for the year ended December 31, 2009.
Note 3 — Discontinued operations:
For financial reporting purposes, the results of the discontinued operations of PFH are presented as “Assets / Liabilities from discontinued operations” in the consolidated statements of condition and “Loss from discontinued operations, net of tax” in the consolidated statements of operations.
     Total assets of the PFH discontinued operations amounted to $13 million at December 31, 2008.
     The following table provides financial information for the discontinued operations for the years ended December 31, 2009, 2008 and 2007.

(In millions)	2009	2008	2007

Net interest income	$0.9	$30.8	$143.7
Provision for loan losses	—	19.0	221.4
Non-interest loss, including fair value adjustments on loans and MSRs	(3.2)	(266.9)	(89.3)
Lower of cost or fair value adjustments on reclassification of loans to held-for- sale prior to recharacterization	—	—	(506.2)
Gain upon completion of recharacterization	—	—	416.1
Operating expenses, including reductions in value of servicing advances and other real estate, and restructuring costs	10.9	213.5	159.1
Loss on disposition during the period (a)	—	(79.9)	—

Pre-tax loss from discontinued operations	$(13.2)	$(548.5)	$(416.2)
Income tax expense (benefit) (b)	6.8	14.9	(149.2)

Loss from discontinued operations, net of tax	$(20.0)	$(563.4)	$(267.0)

(a)	Loss on disposition for 2008 includes the loss associated to the sale of manufactured housing loans in September 2008, including lower of cost or market adjustments at reclassification from loans held-in-portfolio to loans held-for-sale. Also, it includes the impact of fair value adjustments and other losses incurred during the fourth quarter of 2008 specifically related to the sale of loans, residual interests and servicing related assets to the third-party buyer in November 2008. These events led the Corporation to classify PFH’s operations as discontinued operations.

(b)	Income tax for 2008 included the impact of recording a valuation allowance on deferred tax assets of $209.0 million.
     In 2007, PFH began downsizing its operations and shutting down certain loan origination channels. During that year, the Corporation executed the “PFH Restructuring and Integration Plan”, which called for PFH to exit the wholesale subprime mortgage loan origination business in early 2007 and to shut down the wholesale broker, retail and call center business divisions. This plan was substantially completed in 2007 and resulted in restructuring costs amounting to $14.7 million in that year. PFH began 2008 with a significantly reduced asset base due to lower loan volume as it shut down those loan origination channels, and due to the recharacterization, in December 2007, of certain on-balance sheet securitizations as sales that involved approximately $3.2 billion in unpaid principal balance (“UPB”) of loans. Additional information on the recharacterization transaction is provided in a subsection of this note to the consolidated financial statements.
     During the third and fourth quarters of 2008, the Corporation executed a series of significant asset sale transactions and a restructuring plan that led to the discontinuance of PFH’s operations, which prior to September 30, 2008, were defined as a reportable segment for managerial reporting. The discontinuance included the sale of a substantial portion of PFH’s loan portfolio, servicing related assets, residual interests and other real estate assets. Also, the discontinuance included exiting the loan servicing functions related to portfolios from non-affiliated parties.
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
     During the third quarter of 2008, the Corporation also entered into an agreement to sell substantially all of PFH’s outstanding loan portfolio, residual interests and servicing related assets. This transaction, which was consummated in November 2008, involved the sale of approximately $748 million in assets, which for the most part were measured at fair value. The Corporation recognized a loss of approximately $26.4 million in the fourth quarter of 2008 related to this disposition. Proceeds from this sale amounted to $731 million. During the third quarter of 2008, the Corporation recognized fair value adjustments on these assets held-for-sale of approximately $360 million.
     Also, in conjunction with the November 2008 sale, the Corporation sold the implied residual interests associated to certain on-balance sheet securitizations, thus transferring all rights and obligations to the third party with no continuing involvement whatsoever on the Corporation with the transferred assets. The Corporation derecognized the secured debt related to these securitizations of approximately $164 million, as well as the loans that served as collateral for approximately $158 million. The

112  POPULAR, INC. 2009 ANNUAL REPORT
on-balance sheet secured debt as well as the related loans were measured at fair value pursuant to the fair value option.
     As part of the actions to exit PFH’s business, the Corporation executed two restructuring plans. These were the “PFH Branch Network Restructuring Plan” and the “PFH Discontinuance Restructuring Plan”. The PFH Branch Network Restructuring Plan resulted in the sale of a substantial portion of PFH’s loan portfolio in the first quarter of 2008 and the closure of Equity One’s consumer service branches, which represented, at the time, the only significant channel for PFH to continue originating loans. The PFH Branch Network Restructuring Plan resulted in restructuring costs amounting to $17.4 million in 2008 and impairment losses on long-lived assets of $1.9 million in 2007. The accrual balance of $1.9 million at December 31, 2008, mostly related to severance and lease contracts, was substantially settled during 2009.
     The following table details the expenses recorded by the Corporation that were associated with the PFH Branch Network Restructuring Plan.

(In millions)	2008	2007	Total

Personnel costs (a)	$8.9	—	$8.9
Net occupancy expenses (b)	6.7	—	6.7
Equipment expenses	0.7	—	0.7
Communications	0.2	—	0.2
Other operating expenses	0.9	—	0.9

Total restructuring costs	$17.4	—	$17.4
Impairment losses on long-lived assets (c)	—	$1.9	1.9

	$17.4	$1.9	$19.3

(a)	Severance, retention bonuses and other benefits

(b)	Lease terminations

(c)	Leasehold improvements, furniture and equipment
     The PFH Discontinuance Restructuring Plan commenced in the second half of 2008 and was completed in 2009. This restructuring plan included the elimination of all employment positions and termination of contracts with the objective of discontinuing PFH’s operations. This restructuring plan resulted in charges, on a pre-tax basis, broken down as follows:

(In millions)	2009	2008	Total

Personnel costs (a)	$1.1	$4.1	$5.2
Professional fees	0.1	—	0.1
Other operating expenses	0.2	—	0.2

Total restructuring costs	$1.4	$4.1	$5.5
Impairment losses on long-lived assets (b)	—	3.9	3.9

Total	$1.4	$8.0	$9.4

(a)	Severance, retention bonuses and other benefits

(b)	Leasehold improvements, furniture and equipment and prepaid expenses
     The PFH Discontinuance Restructuring Plan charges are included in the line item “Loss from discontinued operations, net of tax” in the consolidated statements of operations.
     The following table presents the activity in the accrued balances for the PFH Discontinuance Restructuring Plan.

(In thousands)	Restructuring Costs

Balance at January 1, 2008	—
Charges expensed during 2008	$4.1
Payments made during 2008	(0.7)

Balance at December 31, 2008	$3.4
Charges expensed during 2009	1.4
Payments made during 2009	(4.4)

Balance at December 31, 2009	$0.4

PFH’s Recharacterization Transaction
From 2001 through 2006, the Corporation, particularly PFH or its subsidiary Equity One, conducted 21 mortgage loan securitizations that were sales for legal purposes but did not qualify for sale accounting treatment at the time of inception because the securitization trusts did not meet the criteria for qualifying special purpose entities (“QSPEs”) required by accounting standards. As a result, the transfers of the mortgage loans pursuant to these securitizations were initially accounted for as secured borrowings with the mortgage loans continuing to be reflected as assets on the Corporation’s consolidated statements of condition with appropriate footnote disclosure indicating that the mortgage loans were, for legal purposes, sold to the securitization trusts.
     As part of the Corporation’s strategy of exiting the subprime business at PFH, on December 19, 2007, PFH and the trustee for each of the related securitization trusts amended the provisions of the related pooling and servicing agreements to delete the discretionary provisions that prevented the transactions from qualifying for sale treatment. The Corporation obtained a legal opinion, which among other considerations, indicated that each amendment (a) was authorized or permitted under the pooling and servicing agreement related to such amendment, and (b) will not adversely affect in any material respect the interests of any certificate holders covered by the related pooling and servicing agreement. The amendments to the pooling and servicing agreement allowed the Corporation to recognize 16 out of the 21 transactions as sales for accounting purposes.
     The net impact of the recharacterization transaction was a pre-tax loss of $90.1 million in 2007, which is included as part of the “Net loss from discontinued operations, net of tax” in these consolidated financial statements. The net loss on the recharacterization included a loss of $506.2 million in lower of cost or market adjustment associated with the reclassification of loans held-in-portfolio to loans held-for-sale, and a $416.1 million gain upon completion of the recharacterization.
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

(iii)	recognizing assets referred to as residual interests, which represented the fair value of residual interest certificates that were issued by the securitization trusts and retained by PFH; and

(iv)	recognizing mortgage servicing rights, which represented the fair value of PFH’s right to continue to service the mortgage loans transferred to the securitization trusts.
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
     In November 2008, the Corporation sold all residual interests and mortgage servicing rights related to all securitization transactions completed by PFH. Therefore, the Corporation did not retain any interest on the securitizations’ trust assets from a legal or accounting standpoint at the end of 2008.
Note 4 — Restructuring plans:
In 2008, the Corporation determined to reduce the size of its banking operations in the U.S. mainland to a level better suited to present economic conditions and to focus on core banking activities. As indicated in the 2008 Annual Report, on October 17, 2008, the Board of Directors of Popular, Inc. approved two restructuring plans for the BPNA reportable segment. The objective of the restructuring plans was to improve profitability in the short-term, increase liquidity and lower credit costs, and, over time, achieve a greater integration with corporate functions in Puerto Rico.
BPNA Restructuring Plan
The restructuring plan for BPNA’s banking operations (“the BPNA Restructuring Plan”) contemplated the following measures: closing, consolidating or selling approximately 40 underperforming branches in all existing markets; the shutting down, sale or downsizing of lending businesses that do not generate deposits or fee income; and the reduction of general expenses associated with functions supporting the branch and balance sheet initiatives. The BPNA Restructuring Plan also contemplated greater integration with the corporate functions in Puerto Rico. The BPNA Restructuring Plan was substantially complete at December 31, 2009. Management continues to evaluate branch actions and business lending opportunities as part of its business plans.
     As part of the BPNA Restructuring Plan, the Corporation exited certain businesses including, among the principal ones, those related to the origination of non-conventional mortgages, equipment lease financing, loans to professionals, multifamily lending, mixed-used commercial loans and credit cards. The Corporation holds the existing portfolios of the exited businesses in a run-off mode. Also, the Corporation downsized certain businesses related to its U.S. mainland banking, including: business banking, SBA lending, and consumer / mortgage lending.
     The following table details the expenses recorded by the Corporation related with the BPNA Restructuring Plan:

	December 31,
(In millions)	2009	2008	Total

Personnel costs (a)	$6.0	$5.3	$11.3
Net occupancy expenses (b)	0.3	8.9	9.2
Other operating expenses	0.4	—	0.4

Total restructuring costs	$6.7	$14.2	$20.9
Impairment losses on long-lived assets (c)	0.4	5.5	5.9

Total	$7.1	$19.7	$26.8

(a)	Severance, retention bonuses and other benefits

(b)	Lease terminations

(c)	Leasehold improvements, furniture and equipment

114      POPULAR, INC. 2009 ANNUAL REPORT
     The following table presents the activity in the reserve for restructuring costs associated with the BPNA Restructuring Plan.

(In millions)	Restructuring Costs

Balance at January 1, 2008	—
Charges expensed during 2008	$14.2
Payments made during 2008	(3.3)

Balance at December 31, 2008	$10.9
Charges expensed during 2009	8.5
Reversals during 2009	(1.8)
Payments made during 2009	(10.5)

Balance at December 31, 2009	$7.1

     The reserve balance at December 31, 2009 was mostly related to lease contracts.
     The costs related to the BPNA Restructuring Plan are included in the BPNA Reportable Segment.
E-LOAN 2007 and 2008 Restructuring Plans
In November 2007, the Corporation approved an initial restructuring plan for E-LOAN (the “E-LOAN 2007 Restructuring Plan”). This plan included a substantial reduction of marketing and personnel costs at E-LOAN and changes in E-LOAN’s business model. At that time, the changes included concentrating marketing investment toward the Internet and the origination of first mortgage loans. Also, as a result of escalating credit costs and lower liquidity in the secondary markets for mortgage related products, in the fourth quarter of 2007, the Corporation determined to hold back the origination by E-LOAN of home equity lines of credit, closed-end second lien mortgage loans and auto loans.
     The following table details the expenses recognized during the years ended December 31, 2008 and 2007 that were associated with the E-LOAN 2007 Restructuring Plan.

	December 31,
(In millions)	2008	2007	Total

Personnel costs (a)	$(0.3)	$4.6	$4.3
Net occupancy expenses (b)	0.1	4.2	4.3
Equipment expenses (c)	—	0.4	0.4
Professional fees (c)	—	0.4	0.4
Other operating expenses	—	—	—

Total restructuring charges	$(0.2)	$9.6	$9.4

Impairment losses on long-lived assets (d)	—	10.5	10.5
Goodwill and trademark impairment losses (e)	—	211.8	211.8

Total	$(0.2)	$231.9	$231.7

(a)	Severance, retention bonuses and other benefits

(b)	Lease terminations

(c)	Service contract terminations

(d)	Consists mostly of leasehold improvements, equipment and intangible assets with definite lives

(e)	Goodwill impairment of $164.4 million and trademark impairment of $47.4 million

     These series of actions executed during 2007 and early 2008 proved not to be sufficient given the unprecedented market conditions and disappointing financial results. In October 2008, the Corporation’s Board of Directors approved another restructuring plan for E-LOAN (the “E-LOAN 2008 Restructuring Plan”), which involved E-LOAN to cease operating as a direct lender, an event that occurred in late 2008. E-LOAN continues to market deposit accounts under its name for the benefit of BPNA. The E-LOAN 2008 Restructuring Plan was completed during 2009 since all operational and support functions were transferred to BPNA and EVERTEC and loan servicing was transferred to a third-party provider. The E-LOAN 2008 Restructuring Plan resulted in a reduction in FTEs of 270 between December 31, 2008 and the end of 2009. Refer to Note 39 to the consolidated financial statements for information on the results of operations of E-LOAN, which are part of BPNA’s reportable segment
     The following table details the expenses recognized during the years ended December 31, 2009 and 2008 that were associated with the E-LOAN 2008 Restructuring Plan.

	December 31,
(In millions)	2009	2008	Total

Personnel costs (a)	$2.4	$3.0	$5.4
Other operating expenses	—	0.1	0.1

Total restructuring charges	$2.4	$3.1	$5.5
Impairment losses on long-lived assets (b)	—	8.0	8.0
Trademark impairment losses	—	10.9	10.9

Total	$2.4	$22.0	$24.4

(a)	Severance, retention bonuses and other benefits

(b)	Consists mostly of leasehold improvements, equipment and intangible assets with definite lives

     The following table presents the activity in the reserve for restructuring costs associated with the E-LOAN 2008 Restructuring Plan for the years ended December 31, 2009 and 2008.

(In millions)	Restructuring Costs

Balance at January 1, 2008	—
Charges expensed during 2008	3.1
Payments made during 2008	(0.1)

Balance at December 31, 2008	$3.0
Charges expensed during 2009	2.9
Payments made during 2009	(5.4)
Reversals made during 2009	(0.5	) (a)

Balance at December 31, 2009	$—

(a)	Severance, retention bonuses and other benefits

Note 5 — Restrictions on cash and due from banks and highly liquid securities:
Restricted assets include cash and other highly liquid securities whereby the Corporation’s ability to withdraw funds at any time is contractually limited. Restricted assets are generally designated for specific purposes arising out of certain contractual or other obligations.
     The Corporation’s subsidiary banks are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank or other banks. Those required average reserve balances were approximately $721 million at December 31, 2009
(2008 — $684 million). Cash and due from banks, as well as other short-term, highly liquid securities, are used to cover the required average reserve balances.
     In compliance with rules and regulations of the Securities and Exchange Commission, the Corporation may be required to establish a special reserve account for the benefit of brokerage customers of its broker-dealer subsidiary, which may consist of securities segregated in the special reserve account. There were no reserve requirements at December 31, 2009. At December 31, 2008 the Corporation had securities with a market value of $0.3 million. These securities were classified in the consolidated statement of condition within the other trading securities category.
     As required by the Puerto Rico International Banking Center Law, at December 31, 2009 and 2008, the Corporation maintained separately for its two international banking entities (“IBEs”), $0.6 million in time deposits, equally split for the two IBEs, which were considered restricted assets.
     As part of a line of credit facility with a financial institution, at December 31, 2009 and 2008, the Corporation maintained restricted cash of $2 million as collateral for the line of credit. The cash is being held in certificates of deposit, which mature in less than 90 days. The line of credit is used to support letters of credit.
     At December 31, 2009, the Corporation maintained restricted cash of $3 million to support a letter of credit. The cash is being held in an interest-bearing money market account.
     At December 31, 2009, the Corporation had restricted cash of $1 million (2008 — $3 million) to support a letter of credit related to a service settlement agreement.
     At December 31, 2008, as part of a loan sales agreement, the Corporation was required to have $10 million in cash equivalents restricted as to usage for potential payment of obligations. This restriction expired on November 3, 2009.
Note 6 — Securities purchased under agreements to resell:
The securities purchased underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. The Corporation is permitted by contract to repledge the securities, and has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.
     The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2009	2008

Repledged	$167,602	$199,558
Not repledged	155,072	122,871

Total	$322,674	$322,429

     The repledged securities were used as underlying securities for repurchase agreement transactions.

116      POPULAR, INC. 2009 ANNUAL REPORT
Note 7 — Investment securities available-for-sale:
The amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2009 and 2008 (2007 — only fair value is presented) were as follows:

			2009
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Fair	average
	cost	gains	losses	value	yield
	(Dollars in thousands)
U.S. Treasury securities
After 5 to 10 years	$29,359	$1,093	—	$30,452	3.80%

Obligations of U.S. government sponsored entities
Within 1 year	349,424	7,491	—	356,915	3.67
After 1 to 5 years	1,177,318	58,151	—	1,235,469	3.79
After 5 to 10 years	27,812	680	—	28,492	4.96
After 10 years	26,884	176	—	27,060	5.68

	1,581,438	66,498	—	1,647,936	3.82

Obligations of Puerto Rico, States and political subdivisions
After 1 to 5 years	22,311	7	$15	22,303	6.92
After 5 to 10 years	50,910	249	632	50,527	5.08
After 10 years	7,840	—	61	7,779	5.26

	81,061	256	708	80,609	5.60

Collateralized mortgage obligations — federal agencies
Within 1 year	41	—	—	41	3.78
After 1 to 5 years	4,875	120	—	4,995	4.44
After 5 to 10 years	125,397	2,105	404	127,098	2.85
After 10 years	1,454,833	19,060	5,837	1,468,056	3.03

	1,585,146	21,285	6,241	1,600,190	3.02

Collateralized mortgage obligations — private label
After 5 to 10 years	20,885	—	653	20,232	2.00
After 10 years	105,669	109	8,452	97,326	2.59

	126,554	109	9,105	117,558	2.50

Mortgage-backed securities
Within 1 year	26,878	512	—	27,390	3.61
After 1 to 5 years	30,117	823	—	30,940	3.94
After 5 to 10 years	205,480	8,781	—	214,261	4.80
After 10 years	2,915,689	32,102	10,203	2,937,588	4.40

	3,178,164	42,218	10,203	3,210,179	4.42

Equity securities (without contractual maturity)	8,902	233	1,345	7,790	3.65

	$6,590,624	$131,692	$27,602	$6,694,714	3.91%

			2008			2007
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Fair	average	Fair
	cost	gains	losses	value	yield	value
	(Dollars in thousands)
U.S. Treasury securities
Within 1 year	—	—	—	—	—	$9,996
After 5 to 10 years	$456,551	$45,567	—	$502,118	3.83%	461,100

	456,551	45,567	—	502,118	3.83	471,096

Obligations of U.S. government sponsored entities
Within 1 year	123,315	2,855	—	126,170	4.46	1,310,599
After 1 to 5 years	4,361,775	262,184	—	4,623,959	4.07	3,641,774
After 5 to 10 years	27,811	1,097	—	28,908	4.96	472,270
After 10 years	26,877	1,094	—	27,971	5.68	72,471

	4,539,778	267,230	—	4,807,008	4.09	5,497,114

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	4,500	66	—	4,566	6.10	12,431
After 1 to 5 years	2,259	4	$6	2,257	4.95	7,960
After 5 to 10 years	67,975	232	3,269	64,938	4.77	24,114
After 10 years	29,423	46	240	29,229	5.20	56,987

	104,157	348	3,515	100,990	4.95	101,492

Collateralized mortgage obligations — federal agencies
Within 1 year	179	—	—	179	5.36	190
After 1 to 5 years	6,837	52	12	6,877	5.20	6,589
After 5 to 10 years	156,240	784	994	156,030	3.38	123,982
After 10 years	1,363,705	9,090	28,913	1,343,882	3.11	1,027,660

	1,526,961	9,926	29,919	1,506,968	3.15	1,158,421

Collateralized mortgage obligations — private label
Within 1 year	443	—	3	440	4.96	—
After 1 to 5 years	—	—	—	—	—	871
After 5 to 10 years	30,914	—	2,909	28,005	2.30	3,269
After 10 years	158,667	—	38,364	120,303	3.52	233,979

	190,024	—	41,276	148,748	3.32	238,119

Mortgage-backed securities
Within 1 year	18,673	46	8	18,711	3.94	27,116
After 1 to 5 years	67,570	237	150	67,657	3.86	93,351
After 5 to 10 years	116,059	3,456	226	119,289	4.85	68,906
After 10 years	635,159	11,127	3,438	642,848	5.47	820,755

	837,461	14,866	3,822	848,505	5.22	1,010,128

Equity securities (without contractual maturity)	19,581	61	9,492	10,150	5.01	33,953

Other
After 1 to 5 years	—	—	—	—	—	23
After 5 to 10 years	—	—	—	—	—	68
After 10 years	—	—	—	—	—	4,721

	—	—	—	—	—	4,812

	$7,674,513	$337,998	$88,024	$7,924,487	4.01%	$8,515,135

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
     The aggregate amortized cost and fair value of investment securities available-for-sale at December 31, 2009, by contractual maturity, are shown below:

(In thousands)	Amortized cost	Fair value

Within 1 year	$376,343	$384,346
After 1 to 5 years	1,234,621	1,293,707
After 5 to 10 years	459,843	471,062
After 10 years	4,510,915	4,537,809

Total	6,581,722	6,686,924
Equity securities	8,902	7,790

Total investment securities available-for-sale	$6,590,624	$6,694,714

     Proceeds from the sale of investment securities available-for-sale during 2009 were $3.8 billion (2008 — $2.4 billion; 2007 — $58.2 million). Gross realized gains and losses on securities available-for-sale during 2009 were $184.7 million and $0.4 million, respectively (2008 — $29.6 million and $0.1 million; 2007 — $8.0 million and $4.3 million).
     The following table shows the Corporation’s amortized cost, gross unrealized losses and fair value of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008:

December 31, 2009
	Less than 12 months
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$2,395	$8	$2,387
Collateralized mortgage obligations — federal agencies	302,584	3,667	298,917
Collateralized mortgage obligations — private label	6,734	18	6,716
Mortgage-backed securities	915,158	10,130	905,028
Equity securities	3,328	981	2,347

	$1,230,199	$14,804	$1,215,395

	12 months or more
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$64,129	$700	$63,429
Collateralized mortgage obligations — federal agencies	361,788	2,574	359,214
Collateralized mortgage obligations — private label	106,991	9,087	97,904
Mortgage-backed securities	3,639	73	3,566
Equity securities	4,262	364	3,898

	$540,809	$12,798	$528,011

		Total
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$66,524	$708	$65,816
Collateralized mortgage obligations — federal agencies	664,372	6,241	658,131
Collateralized mortgage obligations — private label	113,725	9,105	104,620
Mortgage-backed securities	918,797	10,203	908,594
Equity securities	7,590	1,345	6,245

	$1,771,008	$27,602	$1,743,406

December 31, 2008
	Less than 12 months
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$34,795	$303	$34,492
Collateralized mortgage obligations — federal agencies	485,140	13,274	471,866
Collateralized mortgage obligations — private label	59,643	15,315	44,328
Mortgage-backed securities	109,298	676	108,622
Equity securities	19,541	9,480	10,061

	$708,417	$39,048	$669,369

	12 months or more
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$44,011	$3,212	$40,799
Collateralized mortgage obligations — federal agencies	423,137	16,645	406,492
Collateralized mortgage obligations — private label	130,065	25,961	104,104
Mortgage-backed securities	206,472	3,146	203,326
Equity securities	29	12	17

	$803,714	$48,976	$754,738

118      POPULAR, INC. 2009 ANNUAL REPORT

		Total
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$78,806	$3,515	$75,291
Collateralized mortgage obligations — federal agencies	908,277	29,919	878,358
Collateralized mortgage obligations — private label	189,708	41,276	148,432
Mortgage-backed securities	315,770	3,822	311,948
Equity securities	19,570	9,492	10,078

	$1,512,131	$88,024	$1,424,107

     Management evaluates investment securities for other-than-temporary (“OTTI”) declines in fair value on a quarterly basis. Once a decline in value is determined to be other-than- temporary, the value of a debt security is reduced and a corresponding charge to earnings is recognized for anticipated credit losses. Also, for equity securities that are considered other-than-temporarily impaired, the excess of the security’s carrying value over its fair value at the evaluation date is accounted for as a loss in the results of operations. The OTTI analysis requires management to consider various factors, which include, but are not limited to: (1) the length of time and the extent to which fair value has been less than the amortized cost basis, (2) the financial condition of the issuer or issuers, (3) actual collateral attributes, (4) the payment structure of the debt security and the likelihood of the issuer being able to make payments, (5) any rating changes by a rating agency, (6) adverse conditions specifically related to the security, industry, or a geographic area, and (7) management’s intent to sell the security or whether it is more likely than not that the Corporation would be required to sell the security before a forecasted recovery occurs.
     At December 31, 2009, management performed its quarterly analysis of all debt securities in an unrealized loss position. Based on the analyses performed, management concluded that no material individual debt security was other-than-temporarily impaired as of such date. At December 31, 2009, the Corporation does not have the intent to sell debt securities in an unrealized loss position and it is not more likely than not that the Corporation will have to sell the investment securities prior to recovery of their amortized cost basis. Also, management evaluated the Corporation’s portfolio of equity securities at December 31, 2009. During the year ended December 31, 2009, the Corporation recorded $10.9 million in losses on certain equity securities considered other-than-temporarily impaired. Management has the intent and ability to hold the investments in equity securities that are at a loss position at December 31, 2009 for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
     The unrealized losses associated with “Obligations of Puerto Rico, States and political subdivisions” are primarily associated to approximately $55 million in Commonwealth of Puerto Rico Appropriation Bonds (“Appropriation Bonds”). Of this total, $45 million are rated Ba1, one notch below investment grade, by Moody’s Investors Service (“Moody’s”), while Standard & Poor’s (“S&P”) rates them as investment grade. During early June, S&P Rating Services affirmed its BBB- rating on the Commonwealth of Puerto Rico general obligations and appropriation debt outstanding, which indicates S&P’s opinion that Puerto Rico’s appropriation credit profile is not speculative grade. The outlook indicated by S&P is stable. These securities will continue to be monitored as part of management’s ongoing OTTI assessments. Management expects to receive cash flows sufficient to recover the entire amortized cost basis of the securities.
     The unrealized losses reported for “Collateralized mortgage obligations — federal agencies” are principally associated to CMOs that were issued by U.S. government-sponsored entities and agencies, primarily Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”), institutions which the government has affirmed its commitment to support, and Government National Mortgage Association (“GNMA”), which has the full faith and credit of the U.S. Government. These collateralized mortgage obligations are rated AAA by the major rating agencies and are backed by residential mortgages. The unrealized losses in this portfolio were primarily attributable to changes in interest rates and levels of market liquidity relative to when the investment securities were purchased and not due to credit quality of the securities.
     The unrealized losses associated with private-label collateralized mortgage obligations are primarily related to securities backed by residential mortgages. In addition to verifying the credit ratings for the private label CMOs, management analyzed the underlying mortgage loan collateral for these bonds. Various statistics or metrics were reviewed for each private-label CMO, including among others, the weighted average loan-to-value, FICO score, and delinquency and foreclosure rates of the underlying assets in the securities. At December 31, 2009, there were no “sub-prime” or “Alt-A” securities in the Corporation’s private-label CMO portfolios. For private-label CMOs with unrealized losses as of December 31, 2009, credit impairment was assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements that exist in that structure. The cash flow model incorporates actual cash flows through the current period and then projects the expected cash flows using a number of assumptions, including default rates, loss severity and prepayment rates. Management’s assessment also considered tests using more stressful parameters. Based on the assessments, management concluded that the tranches of the private-label CMOs held by the Corporation were not other-than-temporarily impaired at December 31, 2009, thus management expects to recover the amortized cost basis of the securities.
     All of the Corporation’s securities classified as mortgage-backed securities were issued by U.S. government-sponsored entities and agencies, primarily GNMA and FNMA, thus as previously expressed, have the guarantee or support of the U.S. government. These mortgage-backed securities are rated AAA by the major rating agencies and are backed by residential mortgages. Most of the mortgage-backed securities held at December 31, 2009 with unrealized losses had been purchased at a premium during 2009 and although their fair values have declined, they continue to exceed the par value of the securities. The unrealized losses in this portfolio were generally attributable to changes in interest rates relative to when the investment securities were purchased and not due to credit quality of the securities.
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

	2009		2008
	Amortized	Fair	Amortized	Fair
(In thousands)	cost	Value	cost	Value

FNMA	$970,744	$991,825	$1,198,645	$1,197,648
FHLB	1,385,535	1,449,454	4,389,271	4,651,249
Freddie Mac	959,316	971,556	884,414	875,493

Note 8 — Investment securities held-to-maturity:
The amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2009 and 2008 (2007 — only amortized cost is presented) were as follows:

2009
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Fair	average
	cost	gains	losses	value	yield
	(Dollars in thousands)

U.S. Treasury securities
Within 1 year	$25,777	$4	—	$25,781	0.11%

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	7,015	6	—	7,021	2.04
After 1 to 5 years	109,415	3,157	$6	112,566	5.51
After 5 to 10 years	17,112	39	452	16,699	5.79
After 10 years	48,600	—	2,552	46,048	4.00

	182,142	3,202	3,010	182,334	5.00

Collateralized mortgage obligations — private label
After 10 years	220	—	12	208	5.45

Other
Within 1 year	3,573	—	—	3,573	3.77
After 1 to 5 years	1,250	—	—	1,250	1.66

	4,823	—	—	4,823	3.22

	$212,962	$3,206	$3,022	$213,146	4.37%

			2008			2007

		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Fair	average	Amortized
	cost	gains	losses	value	yield	cost
	(Dollars in thousands)

Obligations of U.S. government sponsored entities
Within 1 year	$1,499	$1	—	$1,500	1.00%	$395,974

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	106,910	8	—	106,918	2.82	1,785
After 1 to 5 years	108,860	351	$367	108,844	5.50	11,745
After 5 to 10 years	16,170	500	116	16,554	5.75	12,754
After 10 years	52,730	115	5,141	47,704	5.56	50,180

	284,670	974	5,624	280,020	4.52	76,464

Collateralized mortgage obligations — private label
After 10 years	244	—	13	231	5.45	310

Other
Within 1 year	6,584	49	—	6,633	6.04	6,228
After 1 to 5 years	1,750	—	—	1,750	3.90	5,490

	8,334	49	—	8,383	5.59	11,718

	$294,747	$1,024	$5,637	$290,134	4.53%	$484,466

120      POPULAR, INC. 2009 ANNUAL REPORT
     Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.
     The aggregate amortized cost and fair value of investment securities held-to-maturity at December 31, 2009, by contractual maturity, are shown below:

(In thousands)	Amortized cost	Fair value

Within 1 year	$36,365	$36,375
After 1 to 5 years	110,665	113,816
After 5 to 10 years	17,112	16,699
After 10 years	48,820	46,256

Total investment securities held-to-maturity	$212,962	$213,146

     The following table shows the Corporation’s amortized cost, gross unrealized losses and fair value of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008:

December 31, 2009
	Less than 12 months
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$23,095	$1,908	$21,187

	12 months or more
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$38,820	$1,102	$37,718
Collateralized mortgage obligations — private label	221	12	209

	$39,041	$1,114	$37,927

		Total
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$61,915	$3,010	$58,905
Collateralized mortgage obligations — private label	220	12	208

	$62,135	$3,022	$59,113

December 31, 2008
	Less than 12 months
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$135,650	$5,452	$130,198
Other	250	—	250

	$135,900	$5,452	$130,448

	12 months or more
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$9,535	$172	$9,363
Collateralized mortgage obligations — private label	244	13	231
Other	250	—	250

	$10,029	$185	$9,844

		Total
		Gross
	Amortized	Unrealized	Fair
(In thousands)	Cost	Losses	Value

Obligations of Puerto Rico, States and political subdivisions	$145,185	$5,624	$139,561
Collateralized mortgage obligations — private label	244	13	231
Other	500	—	500

	$145,929	$5,637	$140,292

     As indicated in Note 7 to these consolidated financial statements, management evaluates investment securities for other-than-temporary (“OTTI”) declines in fair value on a quarterly basis.
     The “Obligations of Puerto Rico, States and political subdivisions” classified as held-to-maturity as of December 31, 2009 are primarily associated with securities issued by municipalities of Puerto Rico and are generally not rated by a credit rating agency. The Corporation performs periodic credit quality reviews on these issuers. The decline in fair value as of December 31, 2009 was attributable to changes in interest rates and not credit quality, thus no other-than-temporary decline in value was necessary to be recorded in these held-to-maturity securities at December 31, 2009. At December 31, 2009, the Corporation does not have the intent to sell securities held-to-maturity and it is not more likely than not that the Corporation will have to sell these investment securities prior to recovery of their amortized cost basis.

Note 9 — Pledged assets:
At December 31, 2009 and 2008, certain securities and loans were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available, derivative positions and loan servicing agreements. The classification and carrying amount of the Corporation’s pledged assets, in which the secured parties are not permitted to sell or repledge the collateral, were as follows:

(In thousands)	2009	2008

Investment securities available-for-sale, at fair value	$1,923,338	$2,470,591
Investment securities held-to-maturity, at amortized cost	125,769	100,000
Loans held-for-sale measured at lower of cost or fair value	2,254	35,764
Loans held-in-portfolio	8,993,967	8,101,999

	$11,045,328	$10,708,354

     Pledged securities and loans that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of condition.
Note 10 — Loans and allowance for loan losses:
The composition of loans held-in-portfolio at December 31, was as follows:

(In thousands)	2009	2008

Loans secured by real estate:
Insured or guaranteed by the U.S. Government or its agencies	$301,611	$185,796
Guaranteed by the Commonwealth of Puerto Rico	184,853	131,418
Commercial loans secured by real estate	7,983,486	7,973,500
Residential conventional mortgages	4,092,526	4,110,953
Construction and land development	1,796,577	2,400,230
Consumer loans secured by real estate	1,029,534	1,251,206

	15,388,587	16,053,103
Depository institutions	6,705	10,061
Commercial, industrial and agricultural	3,706,087	4,605,815
Lease financing	785,659	872,653
Consumer for household, credit cards and other consumer expenditures	3,021,717	3,403,822
Obligations of states and political subdivisions	613,127	507,188
Other	305,381	404,595

	$23,827,263	$25,857,237

     At December 31, 2009, loans on which the accrual of interest income had been discontinued amounted to $2.3 billion (2008 - $1.2 billion; 2007 — $771 million). If these loans had been accruing interest, the additional interest income realized would have been approximately $60.0 million (2008 — $48.7 million; 2007 - $71.0 million). Non-accruing loans at December 31, 2009 include $64 million (2008 — $68 million; 2007 — $49 million) in consumer loans.
     The commercial, construction and mortgage loans that were considered impaired based on ASC Section 310-10-35 at December 31, 2009 and 2008, and the related disclosures are as follows:

	December 31,
(In thousands)	2009	2008

Impaired loans with a related allowance	$1,263,298	$664,852
Impaired loans that do not require allowance	410,323	232,712

Total impaired loans	$1,673,621	$897,564

Allowance for impaired loans	$323,887	$194,722

Average balance of impaired loans during the year	$1,339,438	$619,073

Interest income recognized on impaired loans during the year	$16,939	$8,834

     Troubled debt restructurings amounted to $601 million at December 31, 2009, which included commercial, construction and mortgage loans which had been renegotiated at below-market interest rates or which other concessions were granted. The amount of outstanding commitments to lend additional funds to debtors owing receivables whose terms have been modified in troubled debt restructurings amounted to $61 million at December 31, 2009, which consisted of $1 million for commercial loans and $60 million for construction loans.
     The changes in the allowance for loan losses for the year ended December 31, were as follows:

(In thousands)	2009	2008	2007

Balance at beginning of year	$882,807	$548,832	$522,232
Net allowances acquired	—	—	7,290
Provision for loan losses	1,405,807	991,384	341,219
Recoveries	68,537	45,540	57,904
Charge-offs	(1,095,947)	(645,504)	(308,540)
Write-downs related to loans transferred to loans held-for-sale	—	(12,430)	—
Change in allowance for loan losses from discontinued operations (a)	—	(45,015)	(71,273)

Balance at end of year	$1,261,204	$882,807	$548,832

(a)	A positive amount represents higher provision for loan losses recorded during the period compared to net charge-offs, and vice versa for a negative amount.

122      POPULAR, INC. 2009 ANNUAL REPORT
     The components of the net financing leases receivable at December 31, were:

(In thousands)	2009	2008

Total minimum lease payments	$613,347	$677,926
Estimated residual value of leased property	165,097	188,526
Deferred origination costs, net of fees	7,216	6,201
Less — Unearned financing income	110,031	119,450

Net minimum lease payments	675,629	753,203
Less — Allowance for loan losses	18,558	21,976

	$657,071	$731,227

At December 31, 2009, future minimum lease payments are expected to be received as follows:

(In thousands)

2010	$202,958
2011	159,526
2012	119,552
2013	81,806
2014 and thereafter	49,505

$613,347

Note 11 — Related party transactions:
The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

	Executive
(In thousands)	Officers	Directors	Total

Balance at December 31, 2007	$4,597	$32,819	$37,416
New loans	2,740	27,955	30,695
Payments	(2,831)	(19,435)	(22,266)
Other changes	(24)	—	(24)

Balance at December 31, 2008	$4,482	$41,339	$45,821
New loans	4,944	54,639	59,583
Payments	(3,717)	(43,409)	(47,126)
Other changes	(417)	—	(417)

Balance at December 31, 2009	$5,292	$52,569	$57,861

     The amounts reported as “other changes” include changes in the status of those who are considered related parties.
     Management believes these loans have been consummated on terms no less favorable to the Corporation than those that would have been obtained if the transactions had been with unrelated parties and do not involve more than the normal risk of collection.
     At December 31, 2009, the Corporation’s banking subsidiaries held deposits from related parties amounting to $38 million (2008 — $37 million).
     From time to time, the Corporation, in the ordinary course of business, obtains services from related parties or makes contributions to non-profit organizations that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.
     During 2009, the Corporation engaged, in the ordinary course of business, the legal services of certain law firms in Puerto Rico, in which the Secretary of the Board of Directors of Popular, Inc. and immediate family members of a former executive officer of the Corporation acted as Senior Counsel or as partners. The fees paid to these law firms for fiscal year 2009 amounted to approximately $3.2 million (2008 — $2.4 million). These fees included $0.6 million (2008 — $0.2 million) paid by the Corporation’s clients in connection with commercial loan transactions and $41 thousand (2008 — $27 thousand) paid by mutual funds managed by BPPR. In addition, one of these law firms leases office space in the Corporation’s headquarters building, which is owned by BPPR. During 2009, this law firm made lease payments of approximately $1 million (2008 — $0.7 million). It also engages BPPR as trustee of its retirement plan and paid approximately $31 thousand for these services in 2009 (2008 — $64 thousand).
     For the year ended December 31, 2009, the Corporation made contributions of approximately $0.6 million to Banco Popular Foundations, which are not-for-profit corporations dedicated to philanthropic work (2008 — $1.8 million). Also, during 2009, the Corporation contributed $135 thousand to a non-profit organization in which a director of the Corporation is the president and trustee (2008 — $150 thousand).
     In August 2009, BPPR sold part of the real estate assets and related construction permits, which had been received from a bank commercial customer as part of a workout agreement, to a limited liability corporation (the “LLC”) that is 33.3% owned by a director of the Corporation for $13.5 million. The Bank received two offers from reputable developers and builders, and the LLC offered the higher bid amount. The sale price represented the value of the real estate according to an appraisal report. The transaction was approved by the appropriate committee of the Corporation’s Board of Directors.

Note 12 — Premises and equipment:
Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

	Useful life
(In thousands)	in years	2009	2008

Land		$97,260	$97,639
Buildings	10-50	440,107	433,986
Equipment	3-10	474,606	509,887
Leasehold improvements	1-10	95,481	100,901

		1,010,194	1,044,774
Less — Accumulated depreciation and amortization		578,143	574,264

		432,051	470,510

Construction in progress		55,542	52,658

		$584,853	$620,807

     Depreciation and amortization of premises and equipment for the year 2009 was $64.4 million (2008 — $72.4 million; 2007 — $76.2 million), of which $24.1 million (2008 — $26.2 million; 2007 — $26.4 million) was charged to occupancy expense and $40.3 million (2008 — $46.2 million; 2007 — $49.7 million) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $26.6 million (2008 — $32.1 million; 2007 — $27.5 million).
Note 13 — Servicing assets:
The Corporation recognizes as assets the rights to service loans for others, whether these rights are purchased or result from asset transfers such as sales and securitizations.
     Classes of mortgage servicing rights were determined based on the different markets or types of assets being serviced. The Corporation recognizes the servicing rights of its banking subsidiaries that are related to residential mortgage loans as a class of servicing rights. These mortgage servicing rights (“MSRs”) are measured at fair value. Prior to November 2008, PFH also held servicing rights to residential mortgage loan portfolios. The MSRs were segregated between loans serviced by the Corporation’s banking subsidiaries and by PFH. PFH no longer services third-party loans due to the discontinuance of the business. The PFH servicing rights were sold in the fourth quarter of 2008. Fair value determination is performed on a subsidiary basis, with assumptions varying in accordance with the types of assets or markets served.
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
     The following tables present the changes in MSRs measured using the fair value method for the years ended December 31, 2009 and 2008.

Residential MSRs — 2009
(In thousands)	Total

Fair value at January 1, 2009	$176,034
Purchases	1,364
Servicing from securitizations or asset transfers	23,795
Changes due to payments on loans (1)	(13,293)
Changes in fair value due to changes in valuation model inputs or assumptions	(18,153)

Fair value at December 31, 2009	$169,747

(1)	Represents changes due to collection / realization of expected cash flows over time.

Residential MSRs — 2008
(In thousands)	Banking subsidiaries	PFH	Total

Fair value at January 1, 2008	$110,612	$81,012	$191,624
Purchases	62,907	—	62,907
Servicing from securitizations or asset transfers	28,919	—	28,919
Changes due to payments on loans (1)	(10,851)	(20,298)	(31,149)
Changes in fair value due to changes in valuation model inputs or assumptions	(15,553)	(23,896)	(39,449)
Rights sold	—	(36,818)	(36,818)

Fair value at December 31, 2008	$176,034	—	$176,034

(1)	Represents changes due to collection / realization of expected cash flows over time.

     Residential mortgage loans serviced for others were $17.7 billion at December 31, 2009 (2008 - $17.6 billion).
     Net mortgage servicing fees, a component of other service fees in the consolidated statements of operations, include the changes from period to period in the fair value of the MSRs, which may result from changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions) and other changes, including changes due to collection / realization of expected cash flows. Mortgage servicing fees, excluding fair value adjustments, for the year ended December 31, 2009 amounted to $46.5 million (2008 — $31.8 million; 2007 — $26.0 million). The banking subsidiaries receive servicing fees based on a percentage of the outstanding loan balance. At December 31, 2009 and December 31, 2008, those weighted average mortgage servicing fees were 0.26%. Under these servicing agreements, the banking subsidiaries do not generally earn significant prepayment penalty fees on the underlying loans serviced.
     The section below includes information on assumptions used in the valuation model of the MSRs, originated and purchased.

124      POPULAR, INC. 2009 ANNUAL REPORT
Banking subsidiaries
The Corporation’s banking subsidiaries retain servicing responsibilities on the sale of wholesale mortgage loans and under pooling / selling arrangements of mortgage loans into mortgage-backed securities, primarily GNMA and FNMA securities. Substantially all mortgage loans securitized by the banking subsidiaries have fixed rates.
     During the year ended December 31, 2009, the Corporation retained servicing rights on guaranteed mortgage securitizations (FNMA and GNMA) and whole loan sales involving approximately $1.4 billion (2008 — $1.8 billion) in principal balance outstanding. Gains of approximately $24.6 million were realized on these transactions during the year ended December 31, 2009 (2008 — $58.9 million).
     Key economic assumptions used in measuring the servicing rights retained at the date of the residential mortgage loan securitizations and whole loan sales by the banking subsidiaries during the years ended December 31, were as follows:

	Residential Mortgage		SBA
	Loans		Loans
	2009	2008	2009	2008

Prepayment speed	7.8%	11.6%	—	18.1% to 18.6%
Weighted average life	12.8 years	8.6 years	—	2.8 years
Discount rate (annual rate)	11.0%	11.3%	—	13.0%

     Key economic assumptions used to estimate the fair value of MSRs derived from sales and securitizations of mortgage loans performed by the banking subsidiaries and the sensitivity to immediate changes in those assumptions at December 31, 2009 and 2008 were as follows:

Originated MSRs
	December 31,	December 31,
(In thousands)	2009	2008

Fair value of retained interests	$97,870	$104,614
Weighted average life	8.8 years	10.2 years
Weighted average prepayment speed (annual rate)	11.4%	9.9%
Impact on fair value of 10% adverse change	$(3,182)	$(4,734)
Impact on fair value of 20% adverse change	$(7,173)	$(8,033)
Weighted average discount rate (annual rate)	12.41%	11.46%
Impact on fair value of 10% adverse change	$(2,715)	$(3,769)
Impact on fair value of 20% adverse change	$(6,240)	$(6,142)

     The banking subsidiaries also own servicing rights purchased from other financial institutions. The fair value of purchased MSRs, their related valuation assumptions and the sensitivity to immediate changes in those assumptions as of December 31, 2009 and 2008 were as follows:

Purchased MSRs
	December 31,	December 31,
(In thousands)	2009	2008

Fair value of retained interests	$71,877	$71,420
Weighted average life	9.9 years	7.0 years
Weighted average prepayment speed (annual rate)	10.1%	14.4%
Impact on fair value of 10% adverse change	$(2,697)	$(3,880)
Impact on fair value of 20% adverse change	$(5,406)	$(7,096)
Weighted average discount rate (annual rate)	11.1%	10.6%
Impact on fair value of 10% adverse change	$(2,331)	$(2,277)
Impact on fair value of 20% adverse change	$(4,681)	$(4,054)

     The sensitivity analyses presented in the tables above for servicing rights are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 and 20 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the sensitivity tables included herein, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.
     At December 31, 2009, the Corporation serviced $4.5 billion (2008 — $4.9 billion) in residential mortgage loans with credit recourse to the Corporation.
     Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase, at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans. At December 31, 2009, the Corporation had recorded $124 million in mortgage loans on its financial statements related to this buy-back option program (2008 — $61 million).

     The Corporation has also identified the rights to service a portfolio of Small Business Administration (“SBA”) commercial loans as another class of servicing rights. The SBA servicing rights are measured at the lower of cost or fair value method. The following table presents the activity in the balance of SBA servicing rights and related valuation allowance for the years ended December 31, 2009 and 2008. During 2009, the Corporation did not executed any sale of SBA loans (2008 — $98 million in SBA loans sold, with gains of approximately $4.8 million).

(In thousands)	2009	2008

Balance at beginning of year	$4,272	$5,021
Rights originated	—	1,398
Rights purchased	—	—
Amortization	(1,514)	(2,147)

Balance at end of year	$2,758	$4,272
Less: Valuation allowance	—	—

Balance at end of year, net of valuation allowance	$2,758	$4,272

Fair value at end of year	$6,081	$6,344

     SBA loans serviced for others were $544 million at December 31, 2009 (2008 — $568 million).
     In 2009 and 2008, weighted average servicing fees on the SBA serviced loans were approximately 1.04%.
     Key economic assumptions used to estimate the fair value of SBA loans and the sensitivity to immediate changes in those assumptions were as follows:

SBA Loans
	December 31,	December 31,
(In thousands)	2009	2008

Carrying amount of retained interests	$2,758	$4,272
Fair value of retained interests	$6,081	$6,344
Weighted average life	3.4 years	2.8 years
Weighted average prepayment speed (annual rate)	8.0%	18.1%
Impact on fair value of 10% adverse change	$(128)	$(282)
Impact on fair value of 20% adverse change	$(264)	$(572)
Weighted average discount rate (annual rate)	13.0%	13.0%
Impact on fair value of 10% adverse change	$(193)	$(171)
Impact on fair value of 20% adverse change	$(393)	$(350)

     Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation, including its own loan portfolio, for the years ended December 31, 2009 and 2008, were as follows:

2009
	Total principal	Principal amount
	amount of loans,	60 days or more	Net credit
(In thousands)	net of unearned	past due	losses

Loans (owned and managed):
Commercial and construction	$14,391,328	$1,861,569	$573,191
Lease financing	675,629	12,416	17,482
Mortgage	9,133,494	1,233,717	121,564
Consumer	4,045,807	149,535	316,131
Less:
Loans securitized / sold	(4,442,349)	(401,257)	(958)
Loans held-for-sale	(90,796)	—	—

Loans held-in-portfolio	$23,713,113	$2,855,980	$1,027,410

2008
	Total principal	Principal amount
	amount of loans,	60 days or more	Net credit
(In thousands)	net of unearned	past due	losses

Loans (owned and managed):
Commercial and construction	$15,909,532	$907,078	$289,836
Lease financing	1,080,810	19,311	18,827
Mortgage	9,524,463	831,950	52,968
Consumer	4,648,784	170,205	238,423
Less:
Loans securitized / sold	(4,894,658)	(276,426)	(90)
Loans held-for-sale	(536,058)	—	—

Loans held-in-portfolio	$25,732,873	$1,652,118	$599,964

Note 14 — Goodwill and other intangible assets:
The changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2008, allocated by reportable segments, were as follows (refer to Note 39 for the definition of the Corporation’s reportable segments):

2009
	Balance at			Purchase		Balance at
	January 1,	Goodwill	Impairment	accounting		December 31,
(In thousands)	2009	acquired	losses	adjustments	Other	2009

Banco Popular de Puerto Rico:
Commercial Banking	$31,729	—	—	—	—	$31,729
Consumer and Retail Banking	117,000	—	—	—	—	117,000
Other Financial Services	8,330	—	—	$(34)	—	8,296
Banco Popular North America:
Banco Popular North America	404,237	—	—	—	$(2,159)	402,078
E-LOAN	—	—	—	—	—	—
EVERTEC	44,496	—	—	750	—	45,246

Total Popular, Inc.	$605,792	—	—	$716	$(2,159)	$604,349

126      POPULAR, INC. 2009 ANNUAL REPORT

2008
	Balance at			Purchase		Balance at
	January 1,	Goodwill	Impairment	accounting		December 31,
(In thousands)	2008	acquired	losses	adjustments	Other	2008

Banco Popular de Puerto Rico:
Commercial Banking	$35,371	—	—	$(3,631)	$(11)	$31,729
Consumer and Retail Banking	136,407	—	—	(17,794)	(1,613)	117,000
Other Financial Services	8,621	$153	—	(444)	—	8,330
Banco Popular North America:
Banco Popular North America	404,237	—	—	—	—	404,237
E-LOAN	—	—	—	—	—	—
EVERTEC	46,125	—	—	785	(2,414)	44,496

Total Popular, Inc.	$630,761	$153	—	$(21,084)	$(4,038)	$605,792

     The gross amount of goodwill and accumulated impairment losses at the beginning and the end of the year by reportable segment were as follows:

2009
	Balance at		Balance at	Balance at		Balance at
	January 1,		January 1,	December 31,		December 31,
	2009	Accumulated	2009	2009	Accumulated	2009
	(gross	impairment	(net	(gross	impairment	(net
(In thousands)	amounts)	losses	amounts)	amounts)	losses	amounts)

Banco Popular de Puerto Rico:
Commercial Banking	$31,729	—	$31,729	$31,729	—	$31,729
Consumer and Retail Banking	117,000	—	117,000	117,000	—	117,000
Other Financial Services	8,330	—	8,330	8,296	—	8,296
Banco Popular North America:
Banco Popular North America	404,237	—	404,237	402,078	—	402,078
E-LOAN	164,411	$164,411	—	164,411	$164,411	—
EVERTEC	44,679	183	44,496	45,429	183	45,246

Total Popular, Inc.	$770,386	$164,594	$605,792	$768,943	$164,594	$604,349

2008
	Balance at		Balance at	Balance at		Balance at
	January 1,		January 1,	December 31,		December 31,
	2008	Accumulated	2008	2008	Accumulated	2008
	(gross	impairment	(net	(gross	impairment	(net
(In thousands)	amounts)	losses	amounts)	amounts)	losses	amounts)

Banco Popular de Puerto Rico:
Commercial Banking	$35,371	—	$35,371	$31,729	—	$31,729
Consumer and Retail Banking	136,407	—	136,407	117,000	—	117,000
Other Financial Services	8,621	—	8,621	8,330	—	8,300
Banco Popular North America:
Banco Popular North America	404,237	—	404,237	404,237	—	404,237
E-LOAN	164,411	$164,411	—	164,411	$164,411	—
EVERTEC	46,308	183	46,125	44,679	183	44,496

Total Popular, Inc.	$795,355	$164,594	$630,761	$770,386	$164,594	$605,792

     For the year ended December 31, 2009, the purchase accounting adjustments in the EVERTEC reportable segment consisted of contingent consideration paid during the contractual contingency period. The $2.2 million included in the “other” category at the BPNA reportable segment represented the assigned goodwill associated with the six New Jersey branches of BPNA that was written-off upon their sale in October 2009.
     Purchase accounting adjustments for the year ended December 31, 2008 consisted of adjustments to the value of the assets acquired and liabilities assumed resulting from the completion of appraisals or other valuations, adjustments to initial estimates recorded for transaction costs, if any, and contingent consideration paid during a contractual contingency period. The purchase accounting adjustments at the BPPR reportable segment were mostly related to the acquisition of Citibank’s retail branches in Puerto Rico (acquisition completed in December 2007). The amount included in the “other” category at the BPPR reportable segment was mainly associated with the write-off of Popular Finance’s goodwill since the subsidiary ceased originating loans during the fourth quarter of 2008. The reduction in goodwill in the EVERTEC reportable segment during 2008 was mainly the result of the sale of substantially all assets of EVERTEC’s health processing division during the third quarter of 2008.
     The Corporation’s goodwill and other identifiable intangible assets having an indefinite useful life are tested for impairment. Intangibles with indefinite lives are evaluated for impairment at least annually and on a more frequent basis if events or circumstances indicate impairment could have taken place. Such events could include, among others, a significant adverse change in the business climate, an adverse action by a regulator, an unanticipated change in the competitive environment and a decision to change the operations or dispose of a reporting unit.
     Under applicable accounting standards, goodwill impairment analysis is a two-step test. The first step of the goodwill impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed. The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles (including any unrecognized intangible assets, such as unrecognized core deposits and trademark) as if the reporting unit was being acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Corporation estimates the fair values of the assets and liabilities of a reporting unit, consistent with the requirements of the fair value measurements accounting standard, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of the assets and liabilities reflects market conditions, thus volatility in prices could have a material impact on the determination of the implied fair value of the reporting unit goodwill at the impairment test date. The adjustments to measure the assets, liabilities and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the consolidated statement of condition. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under applicable accounting standards.
     The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2009 using July 31, 2009 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which basically are the legal entities that compose the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.
     In determining the fair value of a reporting unit, the Corporation generally uses a combination of methods, including market price multiples of comparable companies and transactions, as well as discounted cash flow analysis. Management evaluates the particular circumstances of each reporting unit in order to determine the most appropriate valuation methodology. The Corporation evaluates the results obtained under each valuation methodology to identify and understand the key value drivers in order to ascertain that the results obtained are reasonable and appropriate under the circumstances. Elements considered include current market and economic conditions, developments in specific lines of business, and any particular features in the individual reporting units.
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
     For purposes of the market comparable approach, valuations were determined by calculating average price multiples of relevant value drivers from a group of companies that are comparable to the reporting unit being analyzed and applying those price multiples to the value drivers of the reporting unit. Multiples used are minority based multiples and thus, no control premium adjustment is made to the comparable companies market multiples. While the market price multiple is not an assumption, a presumption that it provides an indicator of the value of the reporting unit is inherent in the valuation. The determination of the market comparables also involves a degree of judgment.
     For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 11.24% to 17.78% for the 2009 analysis. The Ibbottson Build-Up Model builds up a cost of equity starting with the rate of return of a “riskless” asset (10 year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium, and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.
     For BPNA, the only reporting unit that failed Step 1, the Corporation determined the fair value of Step 1 utilizing a market value approach based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. The market multiples used included “price to book” and “price to tangible book”. Additionally, the Corporation determined the reporting unit fair value using a DCF analysis based on BPNA’s financial projections, but assigned no weight to it given that the current market approaches provide a more meaningful measure of fair value considering the reporting unit’s financial performance and current market conditions. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31), requiring the completion of Step 2. In accordance with accounting standards, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete Step 2, the Corporation

128      POPULAR, INC. 2009 ANNUAL REPORT
subtracted from BPNA’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $404 million at July 31, 2009, resulting in no goodwill impairment. The reduction in BPNA’s Step 1 fair value was offset by a reduction in the fair value of its net assets, resulting in an implied fair value of goodwill that exceeds the recorded book value of goodwill.
     The analysis of the results for Step 2 indicates that the reduction in the fair value of the reporting unit was mainly attributed to the deteriorated fair value of the loan portfolios and not to the fair value of the reporting unit as a going concern entity. The negative performance of the reporting unit is principally related to deteriorated credit quality in its loan portfolio, which agrees with the results of the Step 2 analysis. BPNA’s provision for loan losses, as a stand-alone legal entity, which is the reporting unit level used for the goodwill impairment analysis, amounted to $633.4 million for the year ended December 31, 2009, which represented 115% of BPNA legal entity’s net loss of $552.0 million for that period.
     If the Step 1 fair value of BPNA declines further in the future without a corresponding decrease in the fair value of its net assets or if loan discounts improve without a corresponding increase in the Step 1 fair value, the Corporation may be required to record a goodwill impairment charge. The Corporation engaged a third-party valuator to assist management in the annual evaluation of BPNA’s goodwill (including Step 1 and Step 2) as well as BPNA’s loan portfolios as of the July 31, 2009 valuation date. Management discussed the methodologies, assumptions and results supporting the relevant values for conclusions and determined they were reasonable.
     Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2009 annual assessment were reasonable.
     The goodwill impairment evaluation process requires the Corporation to make estimates and assumptions with regard to the fair value of the reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact the Corporation’s results of operations and the reporting units where the goodwill is recorded. Declines in the Corporation’s market capitalization increase the risk of goodwill impairment in the future.
     Management monitors events or changes in circumstances between annual tests to determine if these events or changes in circumstances would more likely than not reduce the fair value of a reporting unit below its carrying amount. The economic situation in the United States and Puerto Rico, including deterioration in the housing market and credit market, continued to negatively impact the financial results of the Corporation during 2009.
     Accordingly, management continued monitoring the fair value of the reporting units, particularly the unit that failed the Step 1 test in the annual goodwill impairment evaluation. As part of the monitoring process, management performed an assessment for BPNA at December 31, 2009. The Corporation determined BPNA’s fair value utilizing the same valuation approaches (market and DCF) used in the annual goodwill impairment test. The determined fair value for BPNA at December 31, 2009 continued to be below its carrying amount under all valuation approaches. The fair value determination of BPNA’s assets and liabilities was updated at December 31, 2009 utilizing valuation methodologies consistent with the July 31, 2009 test. The results of the assessment at December 31, 2009 indicated that the implied fair value of goodwill exceeded the goodwill carrying amount, resulting in no goodwill impairment. The results obtained in the December 31, 2009 assessment were consistent with the results of the annual impairment test in that the reduction in the fair value of BPNA was mainly attributable to a significant reduction in the fair value of BPNA’s loan portfolio.
     At December 31, 2009 and 2008, other than goodwill, the Corporation had $6 million of identifiable intangibles with indefinite useful lives, mostly associated with E-LOAN’s trademark. For the year ended 2009, the Corporation did not recognize impairment losses related to other intangible assets with indefinite lives. During the year ended December 31, 2008, the Corporation recognized impairment losses of $10.9 million related to E-LOAN’s trademark (2007 — $47.4 million).
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

     The following table reflects the components of other intangible assets subject to amortization at December 31, 2009 and 2008 are as follows:

	2009		2008
	Gross	Accumulated	Gross	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization

Core deposits	$65,379	$30,991	$65,379	$24,130
Other customer relationships	8,816	5,804	8,839	4,585
Other intangibles	125	71	3,037	1,725

Total	$74,320	$36,866	$77,255	$30,440

     During the year ended December 31, 2009, the Corporation recognized $9.5 million in amortization expense related to other intangible assets with definite lives (2008 — $11.5 million; 2007 — $10.4 million).
     The Corporation did not incur costs to renew or extend the term of acquired intangible assets during the year ended December 31, 2009.
     During 2009, the Corporation did not recognize impairment losses associated with other intangible assets subject to amortization. In 2008, the Corporation recorded impairment losses associated with the write-off of certain customer relationships and other intangibles of $1.9 million and $0.2 million, respectively, mainly pertaining to E-LOAN. These write-offs were the result of the E-LOAN Restructuring plans described in Note 4 to the consolidated financial statements. These amounts are included in the caption of impairment losses on long-lived assets on the consolidated statement of operations. E-LOAN’s other intangible assets subject to amortization were fully written-off at December 31, 2008.
     Intangible assets with a gross amount of $3.0 million became fully amortized during 2009 and, as such, their gross amount and accumulated amortization were eliminated from the tabular disclosure presented in the preceding table.
     The following table presents the estimated aggregate amortization expense of the intangible assets with definite lives that the Corporation has at December 31, 2009, for each of the next five years:

(In thousands)

2010	$7,671
2011	6,982
2012	5,967
2013	5,784
2014	5,146

Note 15 — Other assets:
The caption of other assets in the consolidated statements of condition consists of the following major categories:

(In thousands)	2009	2008	Change

Net deferred tax assets (net of valuation allowance)	$363,967	$357,507	$6,460
Bank-owned life insurance program	232,387	224,634	7,753
Prepaid FDIC insurance assessment	206,308	—	206,308
Other prepaid expenses	130,762	136,236	(5,474)
Investments under the equity method	99,772	92,412	7,360
Derivative assets	71,822	109,656	(37,834)
Trade receivables from brokers and counterparties	1,104	1,686	(582)
Others	216,037	193,466	22,571

Total	$1,322,159	$1,115,597	$206,562

Note 16 — Deposits:
Total interest bearing deposits at December 31, consisted of:

(In thousands)	2009	2008

Savings accounts	$5,480,124	$5,500,190
NOW, money market and other interest bearing demand	4,726,204	4,610,511

	10,206,328	10,110,701

Certificates of deposit:
Under $100,000	6,553,022	8,439,324
$100,000 and over	4,670,243	4,706,627

	11,223,265	13,145,951

	$21,429,593	$23,256,652

     A summary of certificates of deposit by maturity at December 31, 2009, follows:

(In thousands)

2010	$8,412,178
2011	1,260,448
2012	784,378
2013	334,007
2014	367,303
2015 and thereafter	64,951

$11,223,265

     At December 31, 2009, the Corporation had brokered deposits amounting to $2.7 billion (2008 - $3.1 billion). At December 31, 2009, $2.7 million in brokered deposits were classified as certificates of deposits in the “under $100,000” category. At December 31, 2008, the $3.1 billion in brokered deposits were classified as $65 million in money markets and $3.0 billion in certificates of deposits “under $100,000”.

130      POPULAR, INC. 2009 ANNUAL REPORT
     The brokered deposits classified in the “under $100,000” category represented certificates of deposits acquired in denominations of $1,000 under various master certificates of deposit.
     The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $44 million at December 31, 2009
(2008 — $123 million).
Note 17 — Federal funds purchased and assets sold under agreements to repurchase:
The following table summarizes certain information on federal funds purchased and assets sold under agreements to repurchase at December 31, 2009, 2008, and 2007:

(Dollars in thousands)	2009	2008	2007

Federal funds purchased	—	$144,471	$303,492
Assets sold under agreements to repurchase	$2,632,790	3,407,137	5,133,773

Total amount outstanding	$2,632,790	$3,551,608	$5,437,265

Maximum aggregate balance outstanding at any month-end	$3,938,845	$5,697,842	$6,942,722

Average monthly aggregate balance outstanding	$2,844,975	$4,163,015	$5,272,476

Weighted average interest rate:
For the year	2.45%	3.37%	5.19%
At December 31	2.42	1.45	4.40

     The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the carrying value and approximate market value of the collateral (including accrued interest) as of December 31, 2009 and 2008. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held-for-trading purposes or which have been obtained under agreements to resell.

2009
				Weighted
	Repurchase	Carrying value	Market value	average
	liability	of collateral	of collateral	interest rate

	(Dollars in thousands)
Obligations of U.S. government sponsored entities
After 90 days	$398,862	$456,368	$456,368	4.06%

Mortgage-backed securities
Overnight	4,855	4,876	4,876	0.30
Within 30 days	125,428	131,941	131,941	0.40
After 90 days	602,416	686,147	686,147	4.21

	732,699	822,964	822,964	3.53

Collateralized mortgage obligations
Overnight	28,844	46,746	46,746	0.30
Within 30 days	331,142	362,901	362,901	0.42
After 30 to 90 days	312,657	345,786	345,786	0.51
After 90 days	302,818	354,969	354,969	3.63

	975,461	1,110,402	1,110,402	1.44

	$2,107,022	$2,389,734	$2,389,734	2.66%

2008
				Weighted
	Repurchase	Carrying value	Market value	average
	liability	of collateral	of collateral	interest rate
(Dollars in thousands)
Obligations of U.S. government sponsored entities
Overnight	$5,622	$5,681	$5,681	3.37%
Within 30 days	565,870	610,628	610,628	2.31
After 90 days	152,309	184,119	184,119	4.82

	723,801	800,428	800,428	2.85

Mortgage-backed securities
Overnight	1,725	1,981	1,981	5.34
Within 30 days	8,294	9,038	9,038	1.00
After 30 to 90 days	60,083	59,471	59,471	3.12
After 90 days	522,732	539,040	539,040	4.52

	592,834	609,530	609,530	4.33

Collateralized mortgage obligations
Overnight	46,914	66,691	66,691	3.89
Within 30 days	591,652	580,174	580,174	2.73
After 30 to 90 days	221,491	279,115	279,115	3.04
After 90 days	609,396	765,218	765,218	4.34

	1,469,453	1,691,198	1,691,198	3.48

	$2,786,088	$3,101,156	$3,101,156	3.50%

Note 18 — Other short-term borrowings:
Other short-term borrowings at December 31, 2009 and 2008, consisted of the following:

(In thousands)	2009	2008

Secured borrowing with clearing broker with an interest rate of 1.50% at December 31, 2009	$6,000	—
Unsecured borrowings with private investors at fixed rates ranging from 0.40% to 3.13%	—	$3,548
Others	1,326	1,386

Total	$7,326	$4,934

     The maximum aggregate balance outstanding at any month-end was approximately $205 million (2008 - $1.6 billion; 2007 — $3.8 billion). The weighted average interest rate of other short-term borrowings at December 31, 2009 was 2.74% (2008 — 1.35%; 2007 — 4.74%). The average aggregate balance outstanding during the year was approximately $43 million (2008 — $952 million; 2007 — $3.0 billion). The weighted average interest rate during the year was 0.95% (2008 — 2.92%; 2007 — 4.95%).
     The Corporation’s broker-dealer subsidiary entered into an agreement with a clearing agent providing for margin borrowing. The outstanding balance of $6 million at December 31, 2009 was collateralized with securities with a fair value amounting to approximately $11 million.
     Note 20 presents additional information with respect to available credit facilities.
Note 19 — Notes payable:
Notes payable outstanding at December 31, 2009 and 2008, consisted of the following:

(In thousands)	2009	2008

Advances with the FHLB:
- with maturities ranging from 2010 through 2015 paying interest monthly at fixed rates ranging from 1.48% to 5.06% (2008 - 2.67% to 5.06%)	$1,103,627	$1,050,741
- maturing in 2010 paying interest quarterly at a fixed rate of 5.10%	20,000	20,000
Term notes maturing in 2030 paying interest monthly at fixed rates ranging from 3.00% to 6.00%	—	3,100
Term notes with maturities ranging from 2010 through 2013 paying interest semiannually at fixed rates ranging from 5.20% to 12.00% (2008 - 4.60% to 7.00%)	382,858	995,027
Term notes with maturities ranging from 2010 through 2013 paying interest monthly at floating rates of 3.00% over the 10-year U.S. Treasury Note rate	1,528	3,777
Term notes with maturities from 2010 through 2011 paying interest quarterly at a floating rate of 8.25% (2008 - 0.40% to 3.25%) over the 3-month LIBOR rate	250,000	435,543
Junior subordinated deferrable interest debentures (related to trust preferred securities) with maturities ranging from 2027 through 2034 with fixed interest rates ranging from 6.125% to 8.327% (Refer to Note 22)	439,800	849,672
Junior subordinated deferrable interest debentures (related to trust preferred securities) ($936,000 less discount of $512,350) with no stated maturity and a fixed interest rate of 5.00% until, but excluding December 5, 2013 and 9.00% thereafter (Refer to Note 22)	423,650	—
Other	27,169	28,903

Total	$2,648,632	$3,386,763

Note: Key index rates as of December 31, 2009 and December 31, 2008, respectively, were as follows: 3-month LIBOR rate = 0.25% and 1.43%; 10-year U.S. Treasury Note rate = 3.84% and 2.21%.

     The aggregate amounts of maturities of notes payable at December 31, 2009 were as follows:

Notes
Year	Payable
(In thousands)
2010	$385,939
2011	697,367
2012	531,820
2013	131,914
2014	10,920
Later years	467,022
No stated maturity	936,000

Subtotal	3,160,982
Less: Discount	(512,350)

Total	$2,648,632

132     POPULAR, INC. 2009 ANNUAL REPORT
     At December 31, 2009, the holders of $25 million of certain of the Corporation’s fixed-rate term notes and $75 million of the Corporation’s floating rate term notes had the right to require the Corporation to purchase the notes on each quarterly interest payment date beginning in March 2010. These notes were issued by the Corporation in 2008 and mature in 2011, subject to the right of investors to require their earlier repurchase by the Corporation.
     At December 31, 2009 and 2008, term notes with interest that adjust in the event of senior debt rating downgrades amounted to $350 million. At December 31, 2009, the Corporation’s senior unsecured debt was rated “non-investment grade” by the three major rating agencies. As a result of rating downgrades effected in January 2009, April 2009, June 2009 and December 2009, the cost of the $350 million term notes increased prospectively at different time intervals throughout 2009 by an additional 500 basis points. At December 31, 2009, the term notes consisted of $75 million with a fixed rate of 12% (2008 — 7%), $25 million with a fixed rate of 11.66% (2008 — 6.66%) and $250 million with a floating rate of 8.25% (2008 — 3.25%) over the 3-month LIBOR. These term notes have a contractual maturity of September 2011. As previously indicated, $100 million of the term notes have put options which could accelerate their maturity. Further reductions in the Corporation’s senior debt rating could increment the cost of these term notes by an additional 75 basis points per notch.
Note 20 — Unused lines of credit and other funding sources:
At December 31, 2009, the Corporation had borrowing facilities available with the Federal Home Loan Banks (“FHLB”) whereby the Corporation could borrow up to $1.9 billion based on the assets pledged with the FHLB at that date (2008 — $2.2 billion). Refer to Note 19 for the amounts of FHLB advances outstanding under these facilities at December 31, 2009 and 2008.
     The FHLB advances at December 31, 2009 are collateralized with investment securities and mortgage loans, and do not have restrictive covenants or callable features. The maximum borrowing capacity with the FHLB is dependent on certain computations as determined by the FHLB, which consider the amount and type of assets available for collateral.
     The Corporation has a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2009, the borrowing capacity at the discount window approximated $2.9 billion (2008 — $3.4 billion), which remained unused at December 31, 2009 and 2008. The facility is a collateralized source of credit that is highly reliable even under difficult market conditions.
Note 21 — Exchange Offers
In June 2009, the Corporation commenced an offer to issue shares of its common stock in exchange for its Series A preferred stock and Series B preferred stock and for trust preferred securities (also referred as capital securities). On August 25, 2009, the Corporation completed the settlement of the exchange offer and issued over 357 million new shares of common stock.
Exchange of preferred stock for common stock
     The exchange by holders of shares of the Series A and B non-cumulative preferred stock for shares of common stock resulted in the extinguishment of such shares of preferred stock and an issuance of shares of common stock.
     In accordance with the terms of the exchange offer, the Corporation used a relevant price of $2.50 per share of its common stock and an exchange ratio of 80% of the preferred stock liquidation value to determine the number of shares of its common stock issued in exchange for the tendered shares of Series A and B preferred stock. The fair value of the common stock was $1.71 per share, which was the price at August 20, 2009, the expiration date of the exchange offer. The carrying (liquidation) value of each share of Series A and B preferred stock exchanged was reduced and common stock and surplus increased in the amount of the fair value of the common stock issued. The Corporation recorded the par amount of the shares issued as common stock ($0.01 per common share). The excess of the common stock fair value over the par amount was recorded in surplus. The excess of the carrying amount of the shares of preferred stock over the fair value of the shares of common stock was recorded as a reduction to accumulated deficit and an increase in income (loss) per common share (“EPS”) computations.
     The results of the exchange offer with respect to the Series A and B preferred stock were as follows:

Aggregate
		Shares of		Shares of	liquidation
		preferred		preferred	preference	Shares
	Per security	stock	Shares of	stock	amount	of
	liquidation	outstanding	preferred	outstanding	after	common
Title of	preference	prior to	stock	after	exchange	stock
securities	amount	exchange	exchanged	exchange	(in thousands)	issued

6.375% Non- cumulative monthly income preferred stock, 2003 Series A	$25	7,475,000	6,589,274	885,726	$22,143	52,714,192

8.25% Non- cumulative monthly income preferred stock, Series B	$25	16,000,000	14,879,335	1,120,665	$28,017	119,034,680

     The exchange of shares of preferred stock for shares of common stock resulted in a favorable impact to accumulated deficit of $230.4 million, which is also considered in the income (loss) per common share computations. Refer to Note 24 to the consolidated financial statements for a reconciliation of EPS.
Common stock issued in connection with early extinguishment of debt (exchange of trust preferred securities for common stock)
     Also, during the third quarter of 2009, the Corporation exchanged trust preferred securities (also referred to as capital securities) issued by different trusts for shares of common stock of the Corporation. Refer to the table that follows for a list of such securities and trusts. The trust preferred securities were delivered to the trusts in return for the junior subordinated debentures (recorded as notes payable in the Corporation’s financial statements) that had been issued by the Corporation to the trusts in the past. The junior subordinated debentures were submitted for cancellation by the indenture trustee under the applicable indenture. The Corporation recognized a pre-tax gain of $80.3 million on the extinguishment of the applicable junior subordinated debentures, which was included in the consolidated statement of operations for the year ended December 31, 2009. This transaction was accounted for as an early extinguishment of debt.
     In accordance with the terms of the exchange offer, the Corporation used a relevant price of $2.50 per share of its common stock and the exchange ratios referred to in the table that follows to determine the number of shares of its common stock issued in exchange for the validly tendered trust preferred securities. The fair value of the common stock was $1.71 per share, which was the price at August 20, 2009, the expiration date of the exchange offer. The carrying value of the junior subordinated debentures was reduced and common stock and surplus increased in the amount of the fair value of the common stock issued. The Corporation recorded the par amount of the shares issued as common stock ($0.01 per common share). The excess of the common stock fair value over the par amount was recorded in surplus. The excess of the carrying amount of the junior subordinated debentures retired over the fair value of the common stock issued was recorded as a gain on early extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2009.

			6.564%
			TRUPS
		6.70%	(issued by)	6.125%
	8.327%	TRUPS	Popular	TRUPS
	TRUPS	(issued by	North	(issued by
	(issued by	Popular	America	Popular
	BanPonce	Capital	Capital	Capital
	Trust I)	Trust I)	Trust I)	Trust II)

Liquidation preference amount per TRUPS	$1,000	$25	$1,000	$25
TRUPS exchange value	$1,150	$30	$1,150	$30
	or 115%	or 120%	or 115%	or 120%
TRUPS outstanding prior to exchange	144,000	12,000,000	250,000	5,200,000
TRUPS exchanged for common stock	91,135	4,757,480	158,349	1,159,080
TRUPS outstanding after exchange	52,865	7,242,520	91,651	4,040,920
Aggregate liquidation preference amount of TRUPS after exchange (In thousands)	$52,865	$181,063	$91,651	$101,023
Aggregate liquidation preference amount of junior subordinated debentures after exchange (In thousands)	$54,502	$186,664	$94,486	$104,148

     The increase in stockholders’ equity related to the exchange of trust preferred securities for shares of common stock was approximately $390 million, net of issuance costs, and including the aforementioned gain on the early extinguishment of debt.
Exchange of preferred stock held by the U.S. Treasury for trust preferred securities
     Also, on August 21, 2009, the Corporation and Popular Capital Trust III entered into an exchange agreement with the United States Department of the Treasury (“U.S. Treasury”) pursuant to which the U.S. Treasury agreed with the Corporation that the U.S. Treasury would exchange all 935,000 shares of the Corporation’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $1,000 liquidation preference per share (the “Series C Preferred Stock”), owned by the U.S Treasury for 935,000 newly issued trust preferred securities, $1,000 liquidation amount per capital security. The trust preferred securities were issued to the U.S. Treasury on August 24, 2009. In connection with this exchange, the trust used the Series C preferred stock, together with the proceeds of the issuance and sale by the trust to the Corporation of $1 million aggregate liquidation amount of its fixed rate common securities, to purchase $936 million aggregate principal amount of the junior subordinated debentures issued by the Corporation.
     The trust preferred securities issued to the U.S. Treasury have a distribution rate of 5% until, but excluding December 5, 2013, and 9% thereafter (which is the same as the dividend rate on the Series C Preferred Stock). The common securities of the trust, in the amount of $1 million, are held by the Corporation.
     The sole asset and only source of funds to make payments on the trust preferred securities and the common securities of the trust is $936 million of Popular’s Fixed Rate Perpetual Junior

134     POPULAR, INC. 2009 ANNUAL REPORT
Subordinated Debentures, Series A, issued by the Corporation to the trust. These debentures have an interest rate of 5% until, but excluding December 5, 2013, and 9% thereafter. The debentures are perpetual and may be redeemed by the Corporation at any time, subject to the consent of the Board of Governors of the Federal Reserve System.
     Under the guarantee agreement dated as of August 24, 2009, the Corporation irrevocably and unconditionally agrees to pay in full to the holders of the trust preferred securities the guarantee payments, as and when due. The Corporation’s obligation to make the guaranteed payment may be satisfied by direct payment of the required amounts to the holders of the trust preferred securities or by causing the issuer trust to pay such amounts to the holders. The obligations of the Corporation under the guarantee agreement constitute unsecured obligations and rank subordinate and junior in right of payment to all senior debt. The obligations of the Corporation under the guarantee agreement rank pari passu with the obligations of Popular under any similar guarantee agreements issued by the Corporation on behalf of the holders of preferred or capital securities issued by any statutory trust, among others stated in the guarantee agreement. Under the guarantee agreement, the Corporation has guaranteed the payment of the liquidation amount of the trust preferred securities upon liquidation of the trust, but only to the extent that the trust has funds available to make such payments.
     Under the exchange agreement, the Corporation’s agreement stated that, without the consent of the U.S. Treasury, it would not increase its dividend rate per share of common stock above that in effect as of October 14, 2008 or repurchase shares of its common stock until, in each case, the earlier of December 5, 2011 or such time as all of the new trust preferred securities have been redeemed or transferred by the U.S. Treasury, remains in effect.
     The warrant to purchase 20,932,836 shares of Popular’s common stock at an exercise price of $6.70 per share that was initially issued to the U.S Treasury in connection with the issuance of the Series C preferred stock on December 5, 2008 remains outstanding without amendment.
     The trust preferred securities issued to the U.S. Treasury qualify as Tier 1 regulatory capital subject to the 25% limitation on Tier 1 capital.
     The Corporation paid an exchange fee of $13 million to the U.S. Treasury in connection with the exchange of outstanding shares of Series C preferred stock for the new trust preferred securities. This exchange fee will be amortized through interest expense using the interest yield method over the estimated life of the junior subordinated debentures.
     This transaction with the U.S. Treasury was accounted for as an extinguishment of previously issued Series C preferred stock. The accounting impact of this transaction included (1) recognition of junior subordinated debentures and derecognition of the Series C preferred stock; (2) recognition of a favorable impact to accumulated deficit resulting from the excess of (a) the carrying amount of the securities exchanged (the Series C preferred stock) over (b) the fair value of the consideration exchanged (the trust preferred securities); (3) the reversal of any unamortized discount outstanding on the Series C preferred stock; and (4) recognition of issuance costs. The reduction in total stockholders’ equity related to the U.S. Treasury exchange transaction at the exchange rate was approximately $416 million, which was principally impacted by the reduction of $935 million of aggregate liquidation preference value of the Series C preferred stock, partially offset by the $519 million discount on the junior subordinated debentures described in item (2) above. This discount as well as the debt issue costs will be amortized through interest expense using the interest yield method over the estimated life of the junior subordinated debentures. During 2009, the Corporation recognized $7 million in interest expense associated with the accretion of the discount on these debentures.
     This particular exchange resulted in a favorable impact to accumulated deficit on the exchange date of $485.3 million, which is also considered in the income (loss) per common share computations. Refer to Note 24 to the consolidated financial statements for a reconciliation of EPS.
     The fair value of the trust preferred securities (junior subordinated debentures for purposes of the Corporation’s financial statements) at the date of the exchange agreement was determined internally using a discounted cash flow model. The main considerations were (1) quarterly interest payment of 5% until, but excluding December 5, 2013, and 9% thereafter; (2) assumed maturity date of 30 years; and (3) assumed discount rate of 16%. The assumed discount rate used for estimating the fair value was estimated by obtaining the yields at which comparably-rated issuers were trading in the market and considering the amount of trust preferred securities issued to the U.S. Treasury and the credit rating of the Corporation.
Note 22 — Trust preferred securities:
At December 31, 2009 and 2008, the Corporation had established four trusts (BanPonce Trust I, Popular Capital Trust I, Popular North America Capital Trust I and Popular Capital Trust II) for the purpose of issuing trust preferred securities (also referred to as “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation. The amounts outstanding in each of the four trusts at December 31, 2009 were impacted by the exchange offers described in Note 21 to the consolidated financial statements.

     Also, as described in Note 21, in August 2009, the Corporation established the Popular Capital Trust III for the purpose of exchanging the shares of Popular, Inc.’s Series C preferred stock held by the U.S. Treasury for trust preferred securities issued by this trust. In connection with this exchange, the trust used the Series C preferred stock, together with the proceeds of the issuance and sale of common securities of the trust (the “common securities”), to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation.
     Refer to Note 21 to the consolidated financial statements for further information on the impact of the exchange transactions on the trust preferred securities.
     The sole assets of the five trusts consisted of the junior subordinated debentures of the Corporation and the related accrued interest receivable. These trusts are not consolidated by the Corporation pursuant to accounting principles generally accepted in the United States of America.
     The junior subordinated debentures are included by the Corporation as notes payable in the consolidated statements of condition, while the common securities issued by the issuer trusts are included as other investment securities. The common securities of each trust are wholly-owned, or indirectly wholly-owned, by the Corporation.
     Financial data pertaining to the trusts at December 31, 2009 was as follows:

(Dollars in thousands)
			Popular North
	BanPonce	Popular Capital	America Capital	Popular Capital	Popular Capital
Issuer	Trust I	Trust I	Trust I	Trust II	Trust III

Capital securities	$52,865	$181,063	$91,651	$101,023	$935,000
Distribution rate	8.327%	6.700%	6.564%	6.125%	5.000% until,
					but excluding
					December 5,
					2013 and
					9.000% thereafter
Common securities	$1,637	$5,601	$2,835	$3,125	$1,000
Junior subordinated debentures aggregate liquidation amount	$54,502	$186,664	$94,486	$104,148	$936,000
Stated maturity date	February 2027	November 2033	September 2034	December 2034	Perpetual
Reference notes	(a),(c),(f),(g)	(b),(d),(f)	(a),(c),(f)	(b),(d),(f)	(b),(d),(h),(i)

     Financial data pertaining to the trusts at December 31, 2008 was as follows:

(Dollars in thousands)
			Popular North
	BanPonce	Popular Capital	America Capital	Popular Capital	Popular Capital
Issuer	Trust I	Trust I	Trust I	Trust II	Trust III

Capital securities	$144,000	$300,000	$250,000	$130,000	—
Distribution rate	8.327%	6.700%	6.564%	6.125%	—
Common securities	$4,640	$9,279	$7,732	$4,021	—
Junior subordinated debentures aggregate liquidation amount	$148,640	$309,279	$257,732	$134,021	—
Stated maturity date	February 2027	November 2033	September 2034	December 2034	—
Reference notes	(a),(c),(e),(f),(g)	(b),(d),(f)	(a),(c),(f)	(b),(d),(f)	—

(a)	Statutory business trust that is wholly-owned by Popular North America (PNA) and indirectly wholly-owned by the Corporation.

(b)	Statutory business trust that is wholly-owned by the Corporation.

(c)	The obligations of PNA under the junior subordinated debentures and its guarantees of the capital securities under the trust are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

(d)	These capital securities are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

(e)	The original issuance was for $150 million. The Corporation had reacquired $6 million of the 8.327% capital securities at December 31, 2008.

(f)	The Corporation has the right, subject to any required prior approval from the Federal Reserve, to redeem after certain dates or upon the occurrence of certain events mentioned below, the junior subordinated debentures at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption. The maturity of the junior subordinated debentures may be shortened at the option of the Corporation prior to their stated maturity dates (i) on or after the stated optional redemption dates stipulated in the agreements, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event as set forth in the indentures relating to the capital securities, in each case subject to regulatory approval.

(g)	Same as (f) above, except that the investment company event does not apply for early redemption.

(h)	The debentures are perpetual and may be redeemed by the Corporation at any time, subject to the consent of the Board of Governors of the Federal Reserve System.

(i)	Carrying value of junior subordinated debentures of $424 million at December 31, 2009 ($936 million aggregate liquidation amount, net of $512 million discount).

     In accordance with the Federal Reserve Board guidance, the trust preferred securities represent restricted core capital elements and qualify as Tier 1 Capital, subject to quantitative limits. The aggregate amount of restricted core capital elements that may be included in the Tier 1 Capital of a banking organization must

136     POPULAR, INC. 2009 ANNUAL REPORT
not exceed 25 percent of the sum of all core capital elements (including cumulative perpetual preferred stock and trust preferred securities). At December 31, 2009, the Corporation’s restricted core capital elements exceeded the 25% limitation and, as such, $7 million of the outstanding trust preferred securities were disallowed as Tier 1 capital. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital, subject to further limitations. The Federal Reserve Board revised the quantitative limit which would limit restricted core capital elements included in the Tier 1 capital of a bank holding company to 25% of the sum of core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. The new limit would be effective on March 31, 2011.
Note 23 — Stockholders’ equity:
The Corporation’s authorized preferred stock, which amounted to 30,000,000 at December 31, 2009 and 2008, may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation’s preferred stock issued and outstanding at December 31, 2009 and 2008 consisted of:
•	6.375% non-cumulative monthly income preferred stock, 2003 Series A, no par value, liquidation preference value of $25 per share. Holders on record of the 2003 Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 6.375% of their liquidation preference value, or $0.1328125 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on March 31, 2008. The redemption price per share at December 31, 2009 was $25.25 up to March 30, 2010 and $25.00 from March 31, 2010 and thereafter. The shares of 2003 Series A Preferred Stock have no voting rights, except for certain rights in instances when the Corporation does not pay dividends for a defined period. These shares are not subject to any sinking fund requirement. Cash dividends declared and paid on the 2003 Series A Preferred Stock amounted to $6.0 million for the year ended December 31, 2009 (2008 and 2007 — $11.9 million each). The Corporation suspended the payment of dividends on the Series A preferred stock commencing with the July 2009 payment. Outstanding shares of 2003 Series A preferred stock totaled 885,726 at December 31, 2009, which reflect the reduction that resulted from the exchange offer described in Note 21 to the consolidated financial statements (2008 — 7,475,000 outstanding shares).

•	8.25% non-cumulative monthly income preferred stock, 2008 Series B, no par value, liquidation preference value of $25 per share. The shares of 2008 Series B Preferred Stock were issued in May 2008. Holders of record of the 2008 Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 8.25% of their liquidation preferences, or $0.171875 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on May 28, 2013. The redemption price per share is $25.50 from May 28, 2013 through May 28, 2014, $25.25 from May 28, 2014 through May 28, 2015 and $25.00 from May 28, 2015 and thereafter. The Series B Preferred Stock was issued on May 28, 2008 at a purchase price of $25 per share. Cash dividends declared and paid on the 2008 Series B Preferred Stock amounted to $16.5 million for the year ended December 31, 2009 (2008 - $19.5 million). The Corporation suspended the payment of dividends on the Series B Preferred Stock commencing with the July 2009 payment. Outstanding shares of 2008 Series B preferred stock totaled 1,120,665 at December 31, 2009, which reflect the impact of the exchange offer (2008 — 16,000,000 outstanding shares).

•	At December 31, 2008, the Corporation had outstanding 935,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $1,000 liquidation preference per share issued to the U.S. Department of Treasury (“U.S. Treasury”) in December 2008 under the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program. The shares of Series C Preferred Stock qualified as Tier I regulatory capital and paid cumulative dividends quarterly at a rate of 5% per annum for the first five years, and 9% per annum thereafter. During 2009, the Corporation exchanged newly issued trust preferred securities for the shares of Series C Preferred Stock held by the U.S. Treasury. After the exchange, the newly issued trust preferred securities continue to qualify as Tier 1 regulatory capital subject to the 25% limitation on Tier 1 capital explained in Note 22 to the consolidated financial statements. Refer to Note 21 to the consolidated financial statements for information on the exchange agreement dated August 21, 2009 related to these shares of preferred stock. The Corporation paid cash dividends on the Series C preferred stock during the year ended December 31, 2009 amounting to $20.8 million. Dividends accrued on the Series C Preferred Stock amounted to $3.4 million for the year ended December 31, 2008. Also, during the year ended December 31, 2009, the Corporation recognized through accumulated deficit the accretion of the Series C Preferred Stock discount amounting to $4.5 million (2008 — $483 thousand).
     As part of the Series C preferred stock transaction with the U.S. Treasury effected on December 5, 2008, the Corporation issued to the U.S. Treasury a warrant to purchase 20,932,836 shares of the Corporation’s common stock at an exercise price of $6.70 per share, which continues to be outstanding in full and without amendment at December 31, 2009. The exercise price of the warrant was determined based upon the average of the closing prices of the Corporation’s common stock during the 20-trading day period ended November 12, 2008, the last trading day prior to the date that the Corporation’s application to participate in the TARP program was preliminarily approved. The allocated carrying values of the Series C Preferred Stock and the warrant on the date of issuance in 2008 (based on the relative fair values) were $896 million and $39 million, respectively.
     The warrant is immediately exercisable, subject to certain restrictions, and has a 10-year term. The exercise price and number of shares subject to the warrant are both subject to anti-dilution adjustments. U.S. Treasury may not exercise voting power with respect to shares of common stock issued upon exercise of the warrant. Neither the Series C preferred stock (exchanged for trust preferred securities) nor the warrant nor the shares issuable upon exercise of the warrant are subject to any contractual restriction on transfer.
     On September 18, 2009, the Corporation announced the voluntary delisting of its 2003 Series A and 2008 Series B preferred stock from the NASDAQ Stock Market (the “NASDAQ”), effective October 8, 2009. The Corporation’s common stock continues to be traded on the NASDAQ under the symbol BPOP.
     On May 1, 2009, the stockholders of the Corporation approved an amendment to the Corporation’s Certificate of Incorporation to increase the number of authorized shares of common stock from 470,000,000 shares to 700,000,000 shares. The stockholders also approved a decrease in the par value of the common stock of the Corporation from $6 per share to $0.01 per share. The decrease in the par value of the Corporation’s common stock had no effect on the total dollar value of the Corporation’s stockholders’ equity. During 2009, the Corporation transferred an amount equal to the product of the number of shares issued and outstanding and $5.99 (the difference between the old and new par values), from the common stock account to surplus (additional paid-in capital).
     During the third quarter of 2009, the Corporation issued 357,510,076 new shares of common stock in exchange of its Series A and Series B preferred stock and trust preferred securities, which resulted in an increase in common stockholders’ equity of $923 million. This increase included newly issued common stock and surplus of $612.4 million and a favorable impact to accumulated deficit of $311 million, including $80.3 million in gains on the extinguishment of junior subordinated debentures that relate to the trust preferred securities. Refer to Note 21 for information on the exchange offers.
     On February 19, 2009, the Board of Directors of the Corporation resolved to retire 13,597,261 shares of the Corporation’s common stock that were held by the Corporation as treasury shares. It is the Corporation’s accounting policy to account, at retirement, for the excess of the cost of the treasury stock over its par value entirely to surplus. The impact of the retirement is reflected in the accompanying Consolidated Statement of Changes in Stockholders’ Equity.
     The Corporation’s common stock ranks junior to all series of preferred stock as to dividend rights and / or as to rights on liquidation, dissolution or winding up of the Corporation. Dividends on each series of preferred stock are payable if declared. The Corporation’s ability to declare or pay dividends on, or purchase, redeem or otherwise acquire, its common stock is subject to certain restrictions in the event that the Corporation fails to pay or set aside full dividends on the preferred stock for the latest dividend period. The ability of the Corporation to pay dividends in the future is limited by regulatory requirements, legal availability of funds, recent and projected financial results, capital levels and liquidity of the Corporation, general business conditions and other factors deemed relevant by the Corporation’s Board of Directors.
     During the year 2009, cash dividends of $0.02 (2008 — $0.48; 2007 — $0.64) per common share outstanding amounting to $5.6 million (2008 — $134.9 million; 2007 — $178.9 million) were declared. There were no dividends payable to shareholders of common stock at December 31, 2009 (2008 — $23 million and 2007 — $45 million). The Corporation suspended the payment of dividends to shareholders of common stock during 2009.
     The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund totaled $402 million at December 31, 2009 (2008 — $392 million; 2007 — $374 million). During 2009, $10 million (2008 — $18 million; 2007 — $28 million) was transferred to the statutory reserve account. At December 31, 2009, 2008 and 2007,

138     POPULAR, INC. 2009 ANNUAL REPORT
BPPR was in compliance with the statutory reserve requirement.
Note 24 — Net income (loss) per common share:
The following table sets forth the computation of net income (loss) per common share (“EPS”), basic and diluted, for the years ended December 31:

(In thousands, except share information)	2009	2008	2007

Net (loss) income from continuing operations	$(553,947)	$(680,468)	$202,508
Net loss from discontinued operations	(19,972)	(563,435)	(267,001)
Preferred stock dividends	(39,857)	(34,815)	(11,913)
Preferred stock discount accretion	(4,515)	(482)	—
Favorable impact from exchange of shares of Series A and B preferred stock for common stock, net of issuance costs (Refer to Note 21)	230,388	—	—
Favorable impact from exchange of Series C preferred stock for trust preferred securities (Refer to Note 21)	485,280	—	—

Net income (loss) applicable to common stock	$97,377	$(1,279,200)	$(76,406)

Average common shares outstanding	408,229,498	281,079,201	279,494,150
Average potential common shares	—	—	58,352

Average common shares outstanding - assuming dilution	408,229,498	281,079,201	279,552,502

Basic and diluted EPS from continuing operations	$0.29	$(2.55)	$0.68
Basic and diluted EPS from discontinued operations	(0.05)	(2.00)	(0.95)

Basic and diluted EPS	$0.24	$(4.55)	$(0.27)

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
     For year 2009, there were 2,715,852 weighted average antidilutive stock options outstanding (2008 - 3,036,843; 2007 — 2,431,830). Additionally, the Corporation has outstanding a warrant to purchase 20,932,836 shares of common stock, which have an antidilutive effect as of December 31, 2009.
Note 25 — Regulatory capital requirements:
The Corporation and its banking subsidiaries are subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Board and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based ratio of at least 10%. Management has determined that as of December 31, 2009 and 2008, the Corporation exceeded all capital adequacy requirements to which it is subject.
     At December 31, 2009 and 2008, BPPR and BPNA were well-capitalized under the regulatory framework for prompt corrective action. As of December 31, 2009, management believes that there were no conditions or events since the most recent notification date that could have changed the institution’s category.
     The Corporation has been designated by the Federal Reserve Board as a Financial Holding Company (“FHC”) and is eligible to engage in certain financial activities permitted under the Gramm-Leach-Bliley Act of 1999.
     The Corporation’s risk-based capital and leverage ratios at December 31, were as follows:

	Actual		Capital adequacy minimum
			requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2009

Total Capital (to Risk-Weighted Assets):
Corporation	$2,910,442	11.13%	$2,091,750	8%
BPPR	2,233,995	12.56	1,423,486	8
BPNA	866,811	10.86	638,815	8

Tier I Capital (to Risk-Weighted Assets):
Corporation	$2,563,915	9.81%	$1,045,875	4%
BPPR	1,575,837	8.86	711,743	4
BPNA	760,181	9.52	319,407	4

Tier I Capital (to Average Assets):
Corporation	$2,563,915	7.50%	$1,025,917	3%
			1,367,890	4
BPPR	1,575,837	6.87	688,612	3
			918,149	4
BPNA	760,181	7.15	318,853	3
			425,137	4

	Actual		Capital adequacy minimum
			requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2008

Total Capital (to Risk-Weighted Assets):
Corporation	$3,657,350	12.08%	$2,421,581	8%
BPPR	2,195,366	11.28	1,556,905	8
BPNA	1,028,639	10.17	809,256	8

Tier I Capital (to Risk-Weighted Assets):
Corporation	$3,272,375	10.81%	$1,210,790	4%
BPPR	1,518,140	7.80	778,453	4
BPNA	899,443	8.89	404,628	4

Tier I Capital (to Average Assets):
Corporation	$3,272,375	8.46%	$1,161,084	3%
			1,548,111	4
BPPR	1,518,140	6.07	750,082	3
			1,000,109	4
BPNA	899,443	7.23	373,317	3
			497,755	4

     The following table also presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized under prompt corrective action:

	2009		2008
(Dollars in thousands)	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets):
BPPR	$1,779,358	10%	$1,946,132	10%
BPNA	798,518	10	1,011,570	10

Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,067,615	6%	$1,167,679	6%
BPNA	479,111	6	606,942	6

Tier I Capital (to Average Assets):
BPPR	$1,147,687	5%	$1,250,136	5%
BPNA	531,422	5	622,194	5

Note 26 — Other service fees:
The caption of other service fees in the consolidated statements of income consists of the following major categories that exceed one percent of the aggregate of total interest income plus non-interest income for the years ended:

	December 31,
(In thousands)	2009	2008	2007

Debit card fees	$110,040	$108,274	$76,573
Credit card fees and discounts	94,636	107,713	102,176
Processing fees	55,005	51,731	47,476
Insurance fees	50,132	50,417	53,097
Sale and administration of investment products	34,134	34,373	30,453
Other fees	50,240	63,655	55,836

Total other service fees	$394,187	$416,163	$365,611

Note 27 — Employee benefits:
Pension and benefit restoration plans
Certain employees of BPPR and BPNA are covered by non-contributory defined benefit pension plans. Pension benefits are based on age, years of credited service, and final average compensation.
     BPPR’s non-contributory, defined benefit retirement plan is currently closed to new hires and to employees who as of December 31, 2005 were under 30 years of age or were credited with less than 10 years of benefit service. Effective May 1, 2009, the accrual of the benefits under the BPPR retirement plan were frozen to all participants. Pursuant to the amendment, the retirement plan participants will not receive any additional credit for compensation earned and service performed after April 30, 2009 for purposes of calculating benefits under the retirement plan. The retirement plan’s benefit formula is based on a percentage of average final compensation and years of service. Normal retirement age under the retirement plans is age 65 with 5 years of service. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). Benefits under the BPPR retirement plan are subject to the U.S. Internal Revenue Code limits on compensation and benefits. Benefits under restoration plans restore benefits to selected employees that are limited under the retirement plan due to U.S. Internal Revenue Code limits and a compensation definition that excludes amounts deferred pursuant to nonqualified arrangements. The aforementioned freeze applied to the restoration plan as well.
     Effective April 1, 2007, the Corporation’s U.S.A. non-contributory, defined benefit retirement plan, which covered substantially all salaried employees of BPNA hired before June 30, 2004, was amended to freeze the plan and terminate it as soon as practical thereafter. Participants in this plan were no longer entitled to any further benefit accruals on or after that date. These actions

140     POPULAR, INC. 2009 ANNUAL REPORT
were also applicable to the related plan that restored benefits to select employees that were limited under the retirement plan.
     The Corporation’s funding policy is to make annual contributions to the plans, when necessary, in amounts which fully provide for all benefits as they become due under the plans.
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
     The plans’ target allocation based on market value for 2009 and 2008, by asset category, considered:

	Allocation	Maximum
	range	allotment

Equity	0-70%	70%
Fixed / variable income	0-100%	100%
Cash and cash equivalents	0-100%	100%

     Assets of the pension and benefit restoration plans at December 31, consisted of:

	2009	2008

Investments, at fair value:
Allocated share of Master Trust net assets	$414,775	$361,575
Popular, Inc. common stock	6,206	14,168
Private equity investment	884	1,247

Total investments	421,865	376,990

Receivables:
Accrued interest and dividends	55	219

Total receivables	55	219

Cash and cash equivalents	12,212	12,416

Total assets	$434,132	$389,625

     Certain assets of the plans are maintained, for investment purposes only, on a commingled basis with the assets of the Popular Savings Plan in a Master Trust (the “Master Trust”). Neither the pension or benefit restoration plan has any interest in the specific assets of the Master Trust, but maintains beneficial interests in such assets. The Master Trust is managed by the Trust Division of BPPR and by several investment managers.
     At December 31, 2009, the pension and restoration plans’ interest in the net assets of the Master Trust was approximately 87.8% (2008 — 87.7%).
     The following table sets forth by level, within the fair value hierarchy, the plans’ assets at fair value at December 31, 2009 and 2008. The following table does not include the plans’ interests in the Master Trust because that information is presented in a separate table.

	December 31, 2009
(In thousands)	Level 1	Level 2	Level 3	Total

Common stock	$6,206	—	—	$6,206
Private equity investment	—	—	$884	884
Cash and cash equivalents	12,212	—	—	12,212
Accrued interest and dividends		—	55	55

Total assets, excluding interests in Master Trust	$18,418	—	$939	$19,357

	December 31, 2008
(In thousands)	Level 1	Level 2	Level 3	Total

Common stock	$14,168	—	—	$14,168
Private equity investment	—	—	$1,247	1,247
Cash and cash equivalents	12,416	—	—	12,416
Accrued interest and dividends	—	—	219	219

Total assets, excluding interests in Master Trust	$26,584	—	$1,466	$28,050

     Following is a description of the plans’ valuation methodologies used for assets measured at fair value:
•	Common stock — Equity securities with quoted market prices obtained from an active exchange market are classified as Level 1.

•	Private equity investments — Private equity investments include an investment in a private equity fund. This fund value is recorded at the net asset value (NAV) of the fund which is affected by the changes of the fair value of the investments held in the fund. This fund is classified as Level 3.

•	Cash and cash equivalents — The carrying amount of cash and cash equivalents are reasonable estimates of their fair value since they are available on demand or due to their short-term maturity.

•	Accrued interest and dividends — Given the short-term nature of these assets, their carrying amount approximates fair value. Since there is a lack of observable inputs related to instrument specific attributes, these are reported as Level 3.
     The changes in Level 3 assets measured at fair value for the years ended December 31, were as follows:

(In thousands)	2009	2008

Balance at January 1	$1,466	$2,011
Actual return on plan assets:
Change in unrealized gain (loss) relating to instruments still held at the reporting date	(363)	(323)
Actual return on plan assets (gain (loss)) relating to instruments sold during the year	—	—
Purchases, sales, issuances, settlements, paydowns and maturities (net)	(164)	(222)
Transfers in and/or out of Level 3	—	—

Balance at December 31	$939	$1,466

Master Trust
Investments held in the Master Trust at December 31, 2009 and 2008 were as follows:

(In thousands)	2009	2008

Obligations of the U.S. Government and its agencies	$25,733	$18,121
Corporate bonds and debentures	47,792	43,157
Common stock	207,747	161,981
Index fund — equity	78,520	58,483
Index fund — fixed income	7,868	28,572
Mortgage-backed securities — agencies	85,921	84,585
Private equity investments	894	1,338
Cash	16,440	14,484
Accrued investment income	1,719	1,611

Total assets	$472,634	$412,332

     The closing prices reported in the active markets in which the securities are traded are used to value the investments in the Master Trust. The following table sets forth by level, within the fair value hierarchy, the Master Trust’s investments at fair value at December 31, 2009 and 2008.

December 31, 2009
(In thousands)	Level 1	Level 2	Level 3	Total

Obligations the U.S. Government and its agencies	—	$25,733	—	$25,733
Corporate bonds and debentures	—	47,792	—	47,792
Common stock	$207,747	—	—	207,747
Index fund — equity	5,164	73,356	—	78,520
Index fund — fixed income	—	7,868	—	7,868
Mortgage-backed securities — agencies	—	85,921	—	85,921
Private equity investments	—	—	$894	894
Cash	16,440	—	—	16,440
Accrued investment income	—	—	1,719	1,719

Total	$229,351	$240,670	$2,613	$472,634

December 31, 2008
(In thousands)	Level 1	Level 2	Level 3	Total

Obligations the U.S. Government and its agencies	—	$18,121	—	$18,121
Corporate bonds and debentures	—	43,157	—	43,157
Common stock	$161,981	—	—	161,981
Index fund — equity	2,815	55,668	—	58,483
Index fund — fixed income	—	28,572	—	28,572
Mortgage-backed securities — agencies	—	84,585	—	84,585
Private equity investments	—	—	$1,338	1,338
Cash	14,484	—	—	14,484
Accrued investment income	—	—	1,611	1,611

Total	$179,280	$230,103	$2,949	$412,332

     Following is a description of the Master Trust’s valuation methodologies used for investments measured at fair value:
•	Cash — The carrying amount of cash is a reasonable estimate of the fair value since it is available on demand.

•	Equity securities — Equity securities with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.

•	Index funds — equity — Investments in index funds — equity with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1. Investments in index funds — equity valued at the net asset value (NAV) of shares held by the plan at year end are classified as Level 2.

•	Mutual funds and index funds — fixed income — Investments in mutual funds and index funds -fixed income, are valued at the net asset value (NAV) of shares held by the plan at year end. These securities are classified as Level 2.

•	Obligations of U.S. Government sponsored entities — The fair value of Obligations of U.S. Government sponsored entities

142     POPULAR, INC. 2009 ANNUAL REPORT
is based on an active exchange market and is based on quoted market prices for similar securities. These securities are classified as Level 2. U.S. agency structured notes are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector and for which the fair value incorporates an option adjusted spread in deriving their fair value. These securities are classified as Level 2.

•	Mortgage-backed securities — Certain agency mortgage and other asset backed securities (“MBS”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. The agency MBS is classified as Level 2.

•	Corporate bonds and debentures — Corporate bonds and debentures are valued at fair value at the closing price reported in the active market in which the bond is traded. These securities are classified as Level 2.

•	Private equity investments — Private equity investments include an investment in a private equity fund. The fund value is recorded at its net asset value (NAV) which is affected by the changes in the fair market value of the investments held in the fund. This fund is classified as Level 3.

•	Accrued investment income — Given the short-term nature of these assets, their carrying amount approximates fair value. Since there is a lack of observable inputs related to instrument specific attributes, these are reported as Level 3.
     The preceding valuation methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
     The following table presents the changes in Level 3 assets measured at fair value for the years ended December 31, 2009 and 2008 for the Master Trust:

(In thousands)	2009	2008

Balance at January 1	$2,949	$3,732
Actual return on plan assets:
Change in unrealized gain (loss) relating to instruments still held at the reporting date	(444)	(564)
Actual return on plan assets (gain (loss)) relating to instruments sold during the year	—	—
Purchases, sales, issuances, settlements, paydowns and maturities (net)	108	(219)
Transfers in and/or out of Level 3	—	—

Balance at December 31	$2,613	$2,949

     At December 31, 2009, the pension and restoration plans included 2,745,720 shares (2008 - 2,745,720) of the Corporation’s common stock with a market value of approximately $6.2 million (2008 — $14.2 million). Dividends paid on shares of the Corporation’s common stock held by the plan during 2009 amounted to $275 thousand (2008 — $1.5 million).
     The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31:

		Benefit
	Pension Plans	Restoration Plans	Total
(In thousands)	2009

Change in benefit obligation:
Benefit obligation at beginning of year	$596,489	$31,219	$627,708
Service cost	3,330	340	3,670
Interest cost	32,672	1,616	34,288
Curtailment (gain) loss	(40,947)	(4,349)	(45,296)
Actuarial (gain) loss	(4,791)	(1,955)	(6,746)
Benefits paid	(29,445)	(475)	(29,920)

Benefit obligations at end of year	$557,308	$26,396	$583,704

Change in plan assets:
Fair value of plan assets at beginning of year	$373,709	$15,916	$389,625
Actual return on plan assets	60,135	3,314	63,449
Employer contributions	9,232	1,746	10,978
Benefits paid	(29,445)	(475)	(29,920)

Fair value of plan assets at end of year	$413,631	$20,501	$434,132

Amounts recognized in accumulated other comprehensive loss:
Net loss	$146,935	$6,119	$153,054

Accumulated other comprehensive loss (AOCL)	$146,935	$6,119	$153,054

Reconciliation of net (liability) / asset:
Net (liability) / asset at beginning of year	$(222,780)	$(15,303)	$(238,083)
Amount recognized in AOCL at beginning of year, pre-tax	241,923	15,017	256,940

(Accrual) / prepaid at beginning of year	19,143	(286)	18,857
Net periodic benefit (cost) / income	(24,297)	(1,577)	(25,874)
Additional benefit (cost) income	(820)	340	(480)
Contributions	9,232	1,746	10,978

(Accrual) / prepaid at end of year	3,258	223	3,481
Amount recognized in AOCL	(146,935)	(6,119)	(153,054)

Net (liability) / asset at end of year	$(143,677)	$(5,896)	$(149,573)

Accumulated benefit obligation	$557,308	$26,396	$583,704

		Benefit
	Pension Plans	Restoration Plans	Total
(In thousands)	2008

Change in benefit obligation:
Benefit obligation at beginning of year	$555,333	$29,065	$584,398
Service cost	9,261	729	9,990
Interest cost	34,444	1,843	36,287
Settlement (gain) loss	—	(24)	(24)
Actuarial (gain) loss	21,643	229	21,872
Benefits paid	(24,192)	(623)	(24,815)

Benefit obligations at end of year	$596,489	$31,219	$627,708

Change in plan assets:
Fair value of plan assets at beginning of year	$526,090	$20,400	$546,490
Actual return on plan assets	(133,861)	(5,388)	(139,249)
Employer contributions	5,672	1,527	7,199
Benefits paid	(24,192)	(623)	(24,815)

Fair value of plan assets at end of year	$373,709	$15,916	$389,625

Amounts recognized in accumulated other comprehensive loss:
Net prior service cost	$864	$(304)	$560
Net loss	241,059	15,321	256,380

Accumulated other comprehensive loss (AOCL)	$241,923	$15,017	$256,940

Reconciliation of net (liability) / asset:
Net (liability) / asset at beginning of year	$(29,243)	$(8,665)	$(37,908)
Amount recognized in AOCL at beginning of year, pre-tax	46,009	8,353	54,362

(Accrual) / prepaid at beginning of year	16,766	(312)	16,454
Net periodic benefit (cost) / income	(3,295)	(1,525)	(4,820)
Additional benefit (cost) income	—	24	24
Contributions	5,672	1,527	7,199

(Accrual) / prepaid at end of year	19,143	(286)	18,857
Amount recognized in AOCL	(241,923)	(15,017)	(256,940)

Net (liability) / asset at end of year	$(222,780)	$(15,303)	$(238,083)

Accumulated benefit obligation	$553,923	$26,939	$580,862

     Of the total liabilities of the pension plans and benefit restoration plans at December 31, 2009, approximately $1.7 million and $48 thousand, respectively, were considered current liabilities (2008 — $3.7 million and $29 thousand, respectively).
     The change in accumulated other comprehensive loss (“AOCL”), pre-tax for the plans was as follows:

2009
		Benefit
(In thousands)	Pension Plans	Restoration Plans	Total

Accumulated other comprehensive loss at January 1, 2009	$241,923	$15,017	$256,940

Increase (decrease) in AOCL:
Recognized during the year:
Prior service (cost) / credit	(864)	304	(560)
Actuarial (losses) / gains	(13,794)	(824)	(14,618)
Ocurring during the year:
Net actuarial losses / (gains)	(80,330)	(8,378)	(88,708)

Total decrease in AOCL	(94,988)	(8,898)	(103,886)

Accumulated other comprehensive loss at December 31, 2009	$146,935	$6,119	$153,054

	2008
		Benefit
(In thousands)	Pension Plans	Restoration Plans	Total

Accumulated other comprehensive loss at January 1, 2008	$46,009	$8,353	$54,362

Increase (decrease) in AOCL:
Recognized during the year:
Prior service (cost) / credit	(266)	53	(213)
Actuarial (losses) / gains	—	(686)	(686)
Ocurring during the year:
Net actuarial losses / (gains)	196,180	7,297	203,477

Total increase in AOCL	195,914	6,664	202,578

Accumulated other comprehensive loss at December 31, 2008	$241,923	$15,017	$256,940

     The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost (credit) during 2010 are as follows:

(In thousands)	Pension Plans	Benefit Restoration Plans

Net loss	$8,745	$397

     Information for plans with an accumulated benefit obligation in excess of plan assets for the years ended December 31, follows:

			Benefit
	Pension Plans		Restoration Plans
(In thousands)	2009	2008	2009	2008

Projected benefit obligation	$557,308	$596,489	$26,396	$31,219
Accumulated benefit obligation	557,308	553,923	26,396	26,939
Fair value of plan assets	413,631	373,709	20,501	15,916

144     POPULAR, INC. 2009 ANNUAL REPORT
     The actuarial assumptions used to determine benefit obligations for the years ended December 31, were as follows:

	2009	2008

Discount rate:
P.R. Plan	5.90%	6.10%
U.S. Plan	4.30	4.00

Rate of compensation increase — weighted average:
P.R. Plan	—	4.50
U.S. Plan	—	—

     The actuarial assumptions used to determine the components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
	Pension Plans			Restoration Plans
	2009	2008	2007	2009	2008	2007

Discount rate:
P.R. Plan	6.10%	6.40%	5.75%	6.10%	6.40%	5.75%
U.S. Plan	4.00	4.52	4.50	—	5.75	5.75
Discount rate at remeasurement	6.70%	—	—	6.70%	—	—
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
Rate of compensation increase — weighted average:
P.R. Plan	4.50%	4.60%	4.80%	4.50%	4.60%	4.80%
U.S. Plan	—	—	5.00	—	—	5.00

     The components of net periodic pension cost for the years ended December 31, were as follows:

				Benefit
	Pension Plans			Restoration Plans
(In thousands)	2009	2008	2007	2009	2008	2007

Components of net periodic pension cost:
Service cost	$3,330	$9,261	$11,023	$340	$729	$898
Interest cost	32,672	34,444	31,850	1,616	1,843	1,677
Expected return on plan assets	(25,543)	(40,676)	(42,121)	(1,239)	(1,680)	(1,473)
Amortization of prior service cost	44	266	207	(9)	(53)	(53)
Amortization of net loss	13,794	—	—	869	686	991

Net periodic cost (benefit)	24,297	3,295	959	1,577	1,525	2,040
Settlement (gain) loss	—	—	—	—	(24)	—
Curtailment loss (gain)	820	—	(247)	(340)	—	(258)

Total cost	$25,117	$3,295	$712	$1,237	$1,501	$1,782

     During 2010, the Corporation expects to contribute $3.1 million to the pension plans and $48 thousand to the benefit restoration plans.
     The following benefit payments are expected to be paid:

		Benefit
(In thousands)	Pension	Restoration Plans

2010	$42,868	$697
2011	29,719	908
2012	30,785	1,111
2013	31,844	1,280
2014	32,832	1,449
2015 - 2019	177,634	9,763

Postretirement health care benefits
In addition to providing pension benefits, BPPR provides certain health care benefits for retired employees. Regular employees of BPPR, except for employees hired after February 1, 2000, may become eligible for health care benefits, provided they reach retirement age while working for BPPR.
     The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost for the postretirement health care benefit plan during 2010 are as follows:

(In thousands)	2010

Net prior service cost (credit)	$(1,046)
Net loss	(1,175)

The status of the Corporation’s unfunded postretirement benefit plan at December 31, was as follows:

(In thousands)	2009	2008

Change in benefit obligation:
Benefit obligation at beginning of the year	$135,943	$126,046
Service cost	2,195	2,142
Interest cost	8,105	8,219
Benefits paid	(5,031)	(5,910)
Actuarial loss (gain)	(29,584)	5,446

Benefit obligation at end of year	$111,628	$135,943

Funded status at end of year:
Benefit obligation at end of year	$(111,628)	$(135,943)
Fair value of plan assets	—	—

Funded status at end of year	$(111,628)	$(135,943)

Amounts recognized in accumulated other comprehensive loss:
Net prior service cost	$(2,207)	$(3,253)
Net (gain) loss	(23,061)	6,522

Accumulated other comprehensive loss ( income)	$(25,268)	$3,269

Reconciliation of net (liability) / asset:
Net (liability) / asset at beginning of year	$(135,943)	$(126,046)
Amount recognized in accumulated other comprehensive loss at beginning of year, pre-tax	3,269	(3,223)

(Accrual) / prepaid at beginning of year	(132,674)	(129,269)
Net periodic benefit (cost) / income	(9,254)	(9,315)
Contributions	5,031	5,910

(Accrual) / prepaid at end of year	(136,897)	(132,674)
Amount recognized in accumulated other comprehensive (loss) income	25,268	(3,269)

Net (liability) / asset at end of year	$(111,629)	$(135,943)

     Of the total postretirement liabilities as of December 31, 2009, approximately $5.2 million were considered current liabilities (2008 — $6.1 million).
     The change in accumulated other comprehensive income, pre-tax for the postretirement plan was as follows:

(In thousands)	2009	2008

Accumulated other comprehensive (income) loss at beginning of year	$3,269	$(3,223)
Increase (decrease) in accumulated other comprehensive income (loss):
Recognized during the year:
Prior service (cost) / credit	1,046	1,046
Ocurring during the year:
Net actuarial losses (gains)	(29,583)	5,446

Total decrease in accumulated other comprehensive loss	$(28,537)	6,492

Accumulated other comprehensive loss (income) at end of year	$(25,268)	$3,269

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 2009 was 5.90% (2008 — 6.10%).
     The weighted average discount rate used to determine the components of net periodic postretirement benefit cost for the year ended December 31, 2009 was 6.10% (2008 — 6.40%; 2007 — 5.75%).
     The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

(In thousands)	2009	2008	2007

Service cost	$2,195	$2,142	$2,312
Interest cost	8,105	8,219	7,556
Amortization of prior service benefit	(1,046)	(1,046)	(1,046)

Total net periodic benefit cost	$9,254	$9,315	$8,822

The assumed health care cost trend rates at December 31, were as follows:

To determine postretirement benefit obligation:	2009	2008

Initial health care cost trend rate	7.00%	7.50%
Ultimate health care cost trend rate	5.00	5.00
Year that the ultimate trend rate is reached	2014	2014

To determine net periodic benefit cost:	2009	2008

Initial health care cost trend rate	7.50%	8.00%
Ultimate health care cost trend rate	5.00	5.00
Year that the ultimate trend rate is reached	2014	2011

The Plan provides that the cost will be capped to 3% of the annual health care cost increase affecting only those employees retiring after February 1, 2001.
Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage	1-Percentage
(In thousands)	Point Increase	Point Decrease

Effect on total service cost and interest cost components	$414	$(366)
Effect on postretirement benefit obligation	6,880	(9,172)

     The Corporation expects to contribute $5.2 million to the postretirement benefit plan in 2010 to fund current benefit payment requirements.

146  POPULAR, INC. 2009 ANNUAL REPORT
     The following benefit payments are expected to be paid:

(In thousands)

2010	$5,165
2011	5,397
2012	5,589
2013	5,791
2014	6,067
2015 - 2019	34,580

Savings plans
The Corporation also provides defined contribution savings plans pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code and Section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of the Corporation. Investments in the plans are participant-directed, and employer matching contributions are determined based on the specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. Effective March 20, 2009, the savings plans were amended to suspend the employer matching contribution to the plan. The cost of providing these benefits in 2009 was $2.9 million (2008 — $18.8 million; 2007 — $17.4 million).
The plans held 22,239,167 (2008 — 17,254,175; 2007 — 14,972,919) shares of common stock of the Corporation with a market value of approximately $50.3 million at December 31, 2009 (2008 — $89.0 million; 2007 — $158.7 million).
Note 28 — Stock-based compensation:
The Corporation maintained a Stock Option Plan (the “Stock Option Plan”), which permitted the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. In April 2004, the Corporation’s shareholders adopted the Popular, Inc. 2004 Omnibus Incentive Plan (the “Incentive Plan”), which replaced and superseded the Stock Option Plan. Nevertheless, all outstanding award grants under the Stock Option Plan continue to remain in effect as of December 31, 2009 under the original terms of the Stock Option Plan.
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
The following table presents information on stock options outstanding at December 31, 2009:

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Exercise		Exercise	Remaining		Exercise
Price		Price of	Life of Options	Options	Price of
Range	Options	Options	Outstanding	Exercisable	Options
per Share	Outstanding	Outstanding	in Years	(fully vested)	Exercisable

$14.39 - $18.50	1,245,277	$15.85	2.75	1,245,277	$15.85
$19.25 - $27.20	1,307,386	$25.21	4.48	1,220,999	$25.07

$14.39 - $27.20	2,552,663	$20.64	3.63	2,466,276	$20.41

     The aggregate intrinsic value of options outstanding as of December 31, 2009 was $0.2 million (2008 - $1.6 million; 2007 — $7.3 million). There was no intrinsic value of options exercisable at December 31, 2009, 2008 and 2007.
     The following table summarizes the stock option activity and related information:

	Options	Weighted-Average
	Outstanding	Exercise Price

Outstanding at January 1, 2007	3,144,799	$20.65
Granted	—	—
Exercised	(10,064)	15.83
Forfeited	(19,063)	25.50
Expired	(23,480)	20.08

Outstanding at December 31, 2007	3,092,192	$20.64
Granted	—	—
Exercised	—	—
Forfeited	(40,842)	26.29
Expired	(85,507)	19.67

Outstanding at December 31, 2008	2,965,843	$20.59
Granted	—	—
Exercised	—	—
Forfeited	(59,631)	26.42
Expired	(353,549)	19.25

Outstanding at December 31, 2009	2,552,663	$20.64

     The stock options exercisable at December 31, 2009 totaled 2,466,276 (2008 — 2,653,114; 2007 - 2,402,481). There were no stock options exercised during the years ended December 31, 2009 and 2008 (2007 — 10,064). Thus, there was no intrinsic value of options exercised during the years ended December 31, 2009 and 2008 (2007 — $28 thousand). There was no cash received from stock options exercised during the years ended December 31, 2009 and 2008 (2007 — $0.2 million)
     There were no new stock option grants issued by the Corporation under the Stock Option Plan during 2009, 2008 and 2007.

     During the year ended December 31, 2009, the Corporation recognized $0.2 million in stock options expense, with a tax benefit of $92 thousand (2008 — $1.1 million, with a tax benefit of $0.4 million; 2007 — $1.8 million, with a tax benefit of $0.7 million).
Incentive Plan
The Incentive Plan permits the granting of incentive awards in the form of Annual Incentive Awards, Long-term Performance Unit Awards, Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units or Performance Shares. Participants in the Incentive Plan are designated by the Compensation Committee of the Board of Directors (or its delegate as determined by the Board). Employees and directors of the Corporation and/or any of its subsidiaries are eligible to participate in the Incentive Plan. The shares may be made available from common stock purchased by the Corporation for such purpose, authorized but unissued shares of common stock or treasury stock. The Corporation’s policy with respect to the shares of restricted stock has been to purchase such shares in the open market to cover each grant.
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
The following table summarizes the restricted stock activity under the Incentive Plan for members of management:

	Restricted	Weighted-Average
	Stock	Grant Date Fair Value

Nonvested at January 1, 2007	611,470	$22.55
Granted	—	—
Vested	(304,003)	22.76
Forfeited	(3,781)	19.95

Nonvested at December 31, 2007	303,686	$22.37
Granted	—	—
Vested	(50,648)	20.33
Forfeited	(4,699)	19.95

Nonvested at December 31, 2008	248,339	$22.83
Granted	—	—
Vested	(104,791)	21.93
Forfeited	(5,036)	19.95

Nonvested at December 31, 2009	138,512	$23.62

     During the years ended December 31, 2009, 2008 and 2007, no shares of restricted stock were awarded to management under the Incentive Plan.
     Beginning in 2007, the Corporation authorized the issuance of performance shares, in addition to restricted shares, under the Incentive Plan. The performance shares award consists of the opportunity to receive shares of Popular Inc.’s common stock provided that the Corporation achieves certain performance goals during a three-year performance cycle. The compensation cost associated with the performance shares will be recorded ratably over a three-year performance period. The performance shares will be granted at the end of the three-year period and will be vested at grant date, except when the participant’s employment is terminated by the Corporation without cause. In such case, the participant will receive a pro-rata amount of shares calculated as if the Corporation would have met the performance goal for the performance period. As of December 31, 2009, 35,397 shares have been granted under this plan (2008 — 7,106).
     During the year ended December 31, 2009, the Corporation recognized $1.5 million of restricted stock expense related to management incentive awards, with a tax benefit of $0.6 million (2008 - $2.2 million, with a tax benefit of $0.9 million; 2007 — $2.4 million, with a tax benefit of $0.9 million). The fair market value of the restricted stock vested was $1.8 million at grant date and $0.3 million at vesting date. This triggers a shortfall of $1.5 million that was recorded as an additional income tax expense at the applicable income tax rate net of deferred tax asset valuation allowance since the Corporation does not have any surplus due to windfalls. During the year ended December 31, 2009, the Corporation recognized $0.6 million of performance shares expense, with a tax benefit of $0.1 million (2008 — $0.9 million, with a tax benefit of $0.4 million). The total unrecognized compensation cost related to non-vested restricted stock awards and performance shares to members of management as of December 31, 2009 was $5.0 million and is expected to be recognized over a weighted-average period of 2.32 years.
     The following table summarizes the restricted stock activity under the Incentive Plan for members of the Board of Directors:

	Restricted	Weighted-Average
	Stock	Grant Date Fair Value

Non-vested at January 1, 2007	76,614	$22.02
Granted	38,427	15.89
Vested	(115,041)	19.97
Forfeited	—	—

Non-vested at December 31, 2007	—	—
Granted	56,025	$10.75
Vested	(56,025)	10.75
Forfeited	—	—

Non-vested at December 31, 2008	—	—
Granted	270,515	$2.62
Vested	(270,515)	2.62
Forfeited	—	—

Non-vested at December 31, 2009	—	—

     During the year ended December 31, 2009, the Corporation granted 270,515 (2008 — 56,025; 2007 - 38,427) shares of

148  POPULAR, INC. 2009 ANNUAL REPORT
restricted stock to members of the Board of Directors of Popular, Inc. and BPPR, which became vested at grant date. During this period, the Corporation recognized $0.5 million of restricted stock expense related to these restricted stock grants, with a tax benefit of $0.2 million (2008 - $0.5 million, with a tax benefit of $0.2 million; 2007 — $0.5 million, with a tax benefit of $0.2 million). The fair value at vesting date of the restricted stock vested during the year ended December 31, 2009 for directors was $0.7 million.
Note 29 — Rental expense and commitments:
At December 31, 2009, the Corporation was obligated under a number of non-cancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

	Minimum	Sublease
Year	payments	rentals	Net
	(In thousands)
2010	$39,001	$1,184	$37,817
2011	35,136	741	34,395
2012	33,615	701	32,914
2013	31,678	701	30,977
2014	28,380	581	27,799
Later years	193,446	913	192,533

	$361,256	$4,821	$356,435

Total rental expense for the year ended December 31, 2009 was $65.6 million (2008 — $79.5 million; 2007 — $71.1 million), which is included in net occupancy, equipment and communication expenses, according to their nature.
Note 30 — Income tax:
The components of income tax expense for the continuing operations for the years ended December 31, are summarized below.

(In thousands)	2009	2008	2007

Current income tax expense:
Puerto Rico	$75,368	$91,609	$157,436
Federal and States	3,012	5,106	7,302

Subtotal	78,380	96,715	164,738

Deferred income tax (benefit) expense:
Puerto Rico	(67,098)	(70,403)	(11,982)
Federal and States	(19,584)	2,507	(62,592)
Valuation allowance — initial recognition	—	432,715	—

Subtotal	(86,682)	364,819	(74,574)

Total income tax (benefit) expense	$(8,302)	$461,534	$90,164

     The reasons for the difference between the income tax (benefit) expense applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, were as follows:

	2009		2008		2007
		% of		% of		% of
		pre-tax		pre-tax		pre-tax
(Dollars in thousands)	Amount	loss	Amount	income	Amount	income

Computed income tax at statutory rates	$(230,241)	41%	$(85,384)	39%	$114,142	39%
Benefits of net tax exempt interest income	(50,261)	9	(62,600)	29	(60,304)	(21)
Effect of income subject to capital gain tax rate	(59,843)	10	(17,905)	8	(24,555)	(9)
Non deductible goodwill impairment			—	—	57,544	20
Deferred tax asset valuation allowance	282,933	(50)	643,011	(294)	—	—
Adjustment in deferred tax due to change in tax rate	(12,351)	2	—	—	—	—
Difference in tax rates due to multiple jurisdictions	40,625	(7)	16,398	(8)	10,391	4
States taxes and other	20,836	(4)	(31,986)	15	(7,054)	(2)

Income tax (benefit) expense	$(8,302)	1%	$461,534	(211%)	$90,164	31%

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31, were as follows:

(In thousands)	2009	2008

Deferred tax assets:
Tax credits available for carryforward	$11,026	$74,676
Net operating loss and donation carryforward available	843,968	670,326
Postretirement and pension benefits	103,979	149,027
Fair value option	—	13,132
Deferred loan origination fees	7,880	8,603
Allowance for loan losses	536,277	368,690
Deferred gains	14,040	18,307
Accelerated depreciation	2,418	—
Intercompany deferred gains	7,015	11,263
Other temporary differences	39,096	37,951

Total gross deferred tax assets	1,565,699	1,351,975

Deferred tax liabilities:
Differences between the assigned values and the tax bases of assets and liabilities recognized in purchase business combinations	25,896	21,017
Unrealized net gain on trading and available-for-sale securities	30,323	78,761
Deferred loan origination costs	9,708	11,228
Accelerated depreciation	—	9,348
Other temporary differences	5,923	13,232

Total gross deferred tax liabilities	71,850	133,586

Valuation allowance	1,129,882	861,018

Net deferred tax asset	$363,967	$357,371

     The net deferred tax asset shown in the table above at December 31, 2009 is reflected in the consolidated statements of condition as $364 million in net deferred tax assets (in the “other assets” caption) (2008 — $357.5 million in deferred tax asset in the “other assets” caption and $136 thousand in deferred tax liabilities in the “other liabilities” caption), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.
     At December 31, 2009, the Corporation had total tax credits of $11 million that will reduce the regular income tax liability in future years expiring in annual installments through the year 2015.
     The deferred tax asset related to the net operating loss carryforwards (“NOLs”) outstanding at December 31, 2009 expires as follows:

(In thousands)

2013	$1,736
2014	1,553
2015	2,354
2016	7,559
2017	8,542
2018	14,640
2019	1
2021	76
2022	971
2023	1,248
2027	77,423
2028	517,265
2029	210,600

$843,968

     A deferred tax asset should be reduced by a valuation allowance if based on the weight of all available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or the entire deferred tax asset will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. The determination of whether a deferred tax asset is realizable is based on weighting all available evidence, including both positive and negative evidence. The realization of deferred tax assets, including carryforwards and deductible temporary differences, depends upon the existence of sufficient taxable income of the same character during the carryback or carryforward period. The analysis considers all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in prior carryback years and tax-planning strategies.
     The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2009. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position is considered significant negative evidence and has caused management to conclude that the Corporation will not be able to realize the associated deferred tax assets in the future. At December 31, 2009, the Corporation recorded a valuation allowance of $1.1 billion on the deferred tax assets of its U.S. operations. At December 31, 2009, the Corporation’s deferred tax assets related to its Puerto Rico operations amounted to $382 million. The Corporation assessed the realization of the Puerto Rico portion of the net deferred tax asset and based on the weighting of all available evidence has concluded that it is more likely than not that such net deferred tax assets will be realized.
     Management reassesses the realization of the deferred tax assets

150  POPULAR, INC. 2009 ANNUAL REPORT
each reporting period.
     Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividends-received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.
     The Corporation’s federal income tax (benefit) provision for 2009 was ($12.9) million (2008 - $436.9 million; 2007 — ($196.5) million). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.
     The reconciliation of unrecognized tax benefits was as follows:

(In millions)	Total

Balance at January 1, 2008	$19.3
Additions for tax positions related to 2008	11.1
Additions for tax positions of prior years	10.1

Balance at December 31, 2008	$40.5
Additions for tax positions related to 2009	3.7
Reductions for tax positions of prior years	(0.6)
Reductions by lapse of statute of limitations	(1.8)

Balance at December 31, 2009	$41.8

     At December 31, 2009, the related accrued interest approximated $7.2 million (2008 — $4.7 million). The interest expense recognized during 2009 was $2.5 million (2008 — $1.8 million). Management determined that, as of December 31, 2009, there was no need to accrue for the payment of penalties. The Corporation’s policy is to report interest related to unrecognized tax benefits in income tax expense, while the penalties, if any, are reported in other operating expenses in the consolidated statements of operations.
     After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $47.1 million at December 31, 2009 (2008 — $43.7 million).
     The amount of unrecognized tax benefits may increase or decrease in the future for various reasons including adding amounts for current tax year positions, expiration of open income tax returns due to the statute of limitations, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity, and the addition or elimination of uncertain tax positions.
     The Corporation and its subsidiaries file income tax returns in Puerto Rico, the U.S. federal jurisdiction, various U.S. states and political subdivisions, and foreign jurisdictions. As of December 31, 2009, the following years remain subject to examination: U.S. Federal jurisdiction - 2007 through 2009 and Puerto Rico — 2005 through 2009. During 2009, the U.S. Internal Revenue Service (“IRS”) began the examination of the Corporation’s U.S. operations tax returns for 2007. That examination is expected to be finished during 2010. Although the outcome of tax audits is uncertain, the Corporation believes that adequate amounts of tax, interest, and penalties have been provided for any adjustments that are expected to result from open years. As a result of examinations, the Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $15 million.
Note 31 — Derivative instruments and hedging activities:
     The following discussion and tables provide a description of the derivative instruments used as part of the Corporation’s interest rate risk management strategies. The use of derivatives is incorporated as part of the Corporation’s overall interest rate risk management strategy to minimize significant unplanned fluctuations in earnings and cash flows that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest income is not, on a material basis, adversely affected by movements in interest rates. The Corporation uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as means of risk management. As a result of interest rate fluctuations, hedged fixed and variable interest rate assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management.
     By using derivative instruments, the Corporation exposes itself to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation’s credit risk will equal the fair value of the derivative asset. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. The derivative assets include a $5.1 million negative adjustment (2008 — $7.1 million) as a result of the credit risk of the counterparties at December 31, 2009. In the other hand, when the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore, the fair value of derivatives liabilities incorporates nonperformance risk or the risk that the obligation will not be fulfilled. The derivative liabilities include a $2.1 million positive adjustment (2008 — $8.9 million) related to the incorporation of the Corporation’s own credit risk at December 31, 2009.
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
     The derivatives fair values are not offset with the amounts for the right to reclaim cash collateral or the obligation to return cash collateral pursuant to the Corporation’s accounting policies. At December 31, 2009, the amount recognized for the right to reclaim cash collateral under master netting agreements was $88 million and the amount recognized for the obligation to return cash collateral was $4 million.
     Certain of the Corporation’s derivative instruments include financial covenants tied to the corresponding banking subsidiary well-capitalized status and credit rating. These agreements could require exposure collateralization, early termination or both. The aggregate fair value of all derivative instruments with contingent features that were in a liability position at December 31, 2009 was $66 million. Based on the contractual obligations established on these derivative instruments, the Corporation has fully collateralized these positions by pledging collateral of $88 million at December 31, 2009.
     Financial instruments designated as cash flow hedges or non-hedging derivatives outstanding at December 31, 2009 and December 31, 2008 were as follows:

At December 31, 2009
	Derivative Assets			Derivative Liabilities
		Statement of		Statement of
	Notional	Condition	Fair	Condition	Fair
(In thousands)	Amount	Classification	Value	Classification	Value

Derivatives designated as hedging instruments:
Forward commitments	$120,800	Other assets	$1,346	Other liabilities	$22

Total derivatives designated as hedging instruments	$120,800		$1,346		$22

Derivatives not designated as hedging instruments:

Forward contracts	$165,300	Trading account securities	$1,253	Other liabilities	$79
Interest rate swaps associated with:
- swaps with corporate clients	1,006,154	Other assets	63,120	Other liabilities	131
- swaps offsetting position of corporate clients’ swaps	1,006,154	Other assets	131	Other liabilities	67,358
Interest rate caps and floors	139,859	Other assets	249	—	—
Interest rate caps and floors for the benefit of corporate clients	139,859	—	—	Other liabilities	249
Index options on deposits	110,900	Other assets	6,976	—	—
Bifurcated embedded options	84,316	—	—	Interest bearing deposits	5,402

Total derivatives not designated as hedging instruments	$2,652,542		$71,729		$73,219

Total derivative assets and liabilities	$2,773,342		$73,075		$73,241

152  POPULAR, INC. 2009 ANNUAL REPORT

At December 31, 2008
	Derivative Assets			Derivative Liabilities
		Statement of		Statement of
	Notional	Condition	Fair	Condition	Fair
(In thousands)	Amount	Classification	Value	Classification	Value

Derivatives designated as hedging instruments:
Forward commitments	$112,500	Other assets	$6	Other liabilities	$2,255
Interest rate swaps	200,000	—	—	Other liabilities	2,380

Total derivatives designated as hedging instruments	$312,500		$6		$4,635

Derivatives not designated as hedging instruments:
Forward contracts	$272,301	Other assets	$38	Other liabilities	$4,733
Interest rate swaps associated with:
— swaps with corporate clients	1,038,908	Other assets	100,668	—	—
— swaps offsetting position of corporate clients’ swaps	1,038,908	—	—	Other liabilities	98,437
Foreign currency and exchange rate commitments with clients	377	Other assets	18	Other liabilities	15
Foreign currency and exchange rate commitments with counterparty	373	Other assets	16	Other liabilities	16
Interest rate caps	128,284	Other assets	89	—	—
Interest rate caps for the benefit of corporate clients	128,284	—	—	Other liabilities	89
Index options on deposits	208,557	Other assets	8,821	—	—
Bifurcated embedded options	178,608	—	—	Interest bearing deposits	8,584

Total derivatives not designated as hedging instruments	$2,994,600		$109,650		$111,874

Total derivative assets and liabilities	$3,307,100		$109,656		$116,509

     The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities, which the seller agrees to deliver on a specified future date at a specified price or yield. These forward contracts are hedging a forecasted transaction and thus qualify for cash flow hedge accounting. Changes in the fair value of the derivatives are recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 77 days at December 31, 2009.
     For cash flow hedges, gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income (loss) to current period earnings are included in the line item in which the hedged item is recorded and in the same period in which the forecasted transaction affects earnings, as presented in the table below.

Year ended December 31, 2009
				Classification	Amount of
				of gain (loss)	gain (loss)
		Classification		recognized in	recognized in
		in the		income on	income on
	Amount of	statement of	Amount of	derivatives	derivatives
	gain (loss)	operations of	gain (loss)	(ineffective	(ineffective
	recognized in	the gain	reclassified	portion and	portion and
	OCI on	(loss) reclassified	from AOCI	amount	amount
	derivatives	from AOCI into	into income	excluded from	excluded from
	(effective	income (effective	(effective	effectiveness	effectiveness
(In thousands)	portion)	portion)	portion)	testing)	testing)

Forward commitments	$(1,419)	Trading account profit	$(4,535)	Trading account profit	$125
Interest rate swaps	—	Interest expense	(2,380)	—	—

Total cash flow hedges	$(1,419)		$(6,915)		$125

OCI — “Other Comprehensive Income”

AOCI — “Accumulated Other Comprehensive Income”

Fair Value Hedges
At December 31, 2009 and 2008, there were no derivatives designated as fair value hedges.
Non-Hedging Activities
For the year ended December 31, 2009, the Corporation recognized a loss of $19.5 million related to its non-hedging derivatives, as detailed in the table below.

	Classification of gain	Amount of gain
	(loss) recognized in	(loss) recognized in
(In thousands)	income on derivatives	income on derivatives

Forward contracts	Trading account profit	$(12,485)
Interest rate swap contracts	Other operating income	(6,468)
Credit derivatives	Other operating income	(2,599)
Foreign currency and exchange rate commitments	Interest expense	(4)
Foreign currency and
exchange rate commitments	Other operating income	25
Indexed options	Interest expense	1,209
Bifurcated embedded options	Interest expense	788

Total		$(19,534)

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
Interest Rate Caps
The Corporation enters into interest rate caps as an intermediary on behalf of its customers and simultaneously takes offsetting positions under the same terms and conditions thus minimizing its market and credit risks.
Note 32 — Off-balance sheet activities and concentration of credit risk:
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
     Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)	2009	2008

Commitments to extend credit:
Credit card lines	$3,787,587	$3,571,404
Commercial lines of credit	2,826,762	2,960,174
Other unused credit commitments	398,799	585,399
Commercial letters of credit	13,366	18,572
Standby letters of credit	134,281	181,223
Commitments to originate mortgage loans	47,941	71,297

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
Other commitments
At December 31, 2009, the Corporation also maintained other non-credit commitments for $10 million, primarily for the acquisition of other investments (2008 — $10 million).
Geographic concentration
At December 31, 2009, the Corporation had no significant concentrations of credit risk and no significant exposure to highly leveraged transactions in its loan portfolio. Note 39 provide further information on the asset composition of the Corporation by geographical area at December 31, 2009 and 2008.
     Included in total assets of Puerto Rico are investments in obligations of the U.S. Treasury and U.S. Government agencies amounting to $1.5 billion at December 31, 2009 (2008 — $4.7 billion).
Note 33 — Contingent liabilities:
Legal Proceedings
The Corporation and its subsidiaries are defendants in a number of legal proceedings arising in the ordinary course of business. Based on the opinion of legal counsel, management believes that the final disposition of these matters, except for the matters

154  POPULAR, INC. 2009 ANNUAL REPORT
described below which are in very early stages and management cannot currently predict their outcome, will not have a material adverse effect on the Corporation’s business, results of operations, financial condition and liquidity.
     Between May 14, 2009 and March 1, 2010, five putative class actions and two derivative claims were filed in the United States District Court for the District of Puerto Rico and the Puerto Rico Court of First Instance, San Juan Part, against Popular, Inc. and certain of its directors and officers, among others. The five class actions have now been consolidated into two separate actions: a securities class action captioned Hoff v. Popular, Inc., et al. (consolidated with Otero v. Popular, Inc., et al.) and an ERISA class action entitled In re Popular, Inc. ERISA Litigation (comprised of the consolidated cases of Walsh v. Popular, Inc. et al.; Montañez v. Popular, Inc., et al.; and Dougan v. Popular, Inc., et al.). On October 19, 2009, plaintiffs in the Hoff case filed a consolidated class action complaint which includes as defendants the underwriters in the May 2008 offering of Series B Preferred Stock. The consolidated action purports to be on behalf of purchasers of Popular’s securities between January 24, 2008 and February 19, 2009 and alleges that the defendants violated Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by issuing a series of allegedly false and/or misleading statements and/or omitting to disclose material facts necessary to make statements made by the Corporation not false and misleading. The consolidated action also alleges that the defendants violated Section 11, Section 12(a)(2) and Section 15 of the Securities Act by making allegedly untrue statements and/or omitting to disclose material facts necessary to make statements made by the Corporation not false and misleading in connection with the May 2008 offering of Series B Preferred Stock. The consolidated securities class action complaint seeks class certification, an award of compensatory damages and reasonable costs and expenses, including counsel fees. On January 11, 2010, Popular and the individual defendants moved to dismiss the consolidated securities class action complaint. On November 30, 2009, plaintiffs in the ERISA case filed a consolidated class action complaint. The consolidated complaint purports to be on behalf of employees participating in the Popular, Inc. U.S.A. 401(k) Savings and Investment Plan and the Popular, Inc. Puerto Rico Savings and Investment Plan from January 24, 2008 to the date of the Complaint to recover losses pursuant to Sections 409 and 502(a)(2) of the Employee Retirement Income Security Act (ERISA) against Popular, certain directors, officers and members of plan committees, each of whom is alleged to be a plan fiduciary. The consolidated complaint alleges that the defendants breached their alleged fiduciary obligations by, among other things, failing to eliminate Popular stock as an investment alternative in the plans. The complaint seeks to recover alleged losses to the plans and equitable relief, including injunctive relief and a constructive trust, along with costs and attorneys fees. On December 21, 2009, and in compliance with a scheduling order issued by the Court, Popular and the individual defendants submitted an answer to the amended complaint. Shortly thereafter, on December 31, 2009, Popular and the individual defendants filed a motion to dismiss the consolidated class action complaint or, in the alternative, for judgment on the pleadings. The derivative actions (García v. Carrión, et al. and Díaz v. Carrión, et al.) have been brought purportedly for the benefit of nominal defendant Popular, Inc. against certain executive officers and directors and allege breaches of fiduciary duty, waste of assets and abuse of control in connection with our issuance of allegedly false and misleading financial statements and financial reports and the offering of the Series B Preferred Stock. The derivative complaints seek a judgment that the action is a proper derivative action, an award of damages and restitution, and costs and disbursements, including reasonable attorneys’ fees, costs and expenses. On October 9, 2009, the Court coordinated for purposes of discovery the García action and the consolidated securities class action. On October 15, 2009, Popular and the individual defendants moved to dismiss the García complaint for failure to make a demand on the Board of Directors prior to initiating litigation. On November 20, 2009, and pursuant to a stipulation among the parties, plaintiffs filed an amended complaint, and on December 21, 2009, Popular and the individual defendants moved to dismiss the García amended complaint. The Díaz case, filed in the Puerto Rico Court of First Instance, San Juan, has been removed to the U.S. District Court for the District of Puerto Rico. On October 13, 2009, Popular and the individual defendants moved to consolidate the García and Díaz actions. On October 26, 2009, plaintiff moved to remand the Díaz case to the Puerto Rico Court of First Instance and to stay defendants’ consolidation motion pending the outcome of the remand proceedings. At a scheduling conference held on January 14, 2010, the Court stayed discovery in both the Hoff and García matters pending resolution of their respective motions to dismiss.
     At this early stage, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss. It is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Corporation’s results of operations.
Note 34 — Guarantees:
The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements. These various arrangements are summarized below.
     The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customer fails to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. At December 31, 2009 and 2008, the Corporation recorded a liability of $0.7 million, which represents the unamortized balance of the obligations undertaken in issuing the guarantees under the standby letters of credit issued or modified after December 31, 2002. In accordance with the provisions of ASC Topic 460, the Corporation recognizes at fair value the obligation at inception of the standby letters of credit. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contract amounts in standby letters of credit outstanding at December 31, 2009 and 2008, shown in Note 32, represent the maximum potential amount of future payments the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash and marketable securities, real estate, receivables and others. Management does not anticipate any material losses related to these instruments.
     The Corporation securitized mortgage loans into guaranteed mortgage-backed securities subject to limited, and in certain instances, lifetime credit recourse on the loans that serve as collateral for the mortgage-backed securities. Also, from time to time, the Corporation may sell, in bulk sale transactions, residential mortgage loans and SBA commercial loans subject to credit recourse or to certain representations and warranties from the Corporation to the purchaser. These representations and warranties may relate, for example, to borrower creditworthiness, loan documentation, collateral, prepayment and early payment defaults. The Corporation may be required to repurchase the loans under the credit recourse agreements or representation and warranties.
     At December 31, 2009, the Corporation serviced $4.5 billion (2008 — $4.9 billion) in residential mortgage loans subject to credit recourse provisions, principally loans associated with FNMA and Freddie Mac programs. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to repurchase the loan or reimburse the third party investor for the incurred loss. The maximum potential amount of future payments that the Corporation would be required to make under the recourse arrangements in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced. During 2009, the Corporation repurchased approximately $47 million in mortgage loans subject to the credit recourse provisions. In the event of nonperformance by the borrower, the Corporation has rights to the underlying collateral securing the mortgage loan. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing of the related property. Historically, the losses associated to these credit recourse arrangements, which pertained to residential mortgage loans in Puerto Rico, have not been significant. At December 31, 2009, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $16 million (2008 — $14 million).
     When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming conventional mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or may sell the loans directly to FNMA or other private investors for cash. To the extent the loans do not meet specified characteristics, investors are generally entitled to require the Corporation to repurchase such loans or indemnify the investor against losses if the assets do not meet certain guidelines. Quality review procedures are performed by the Corporation as required under the government agency programs to ensure that asset guideline qualifications are met. The Corporation has not recorded any specific contingent liability in the consolidated financial statements for these customary representation and warranties related to loans sold by the Corporation’s mortgage operations in Puerto Rico, and management believes that, based on historical data, the probability of payments and expected losses under these representation and warranty arrangements is not significant.
     Servicing agreements relating to the mortgage-backed securities programs of FNMA, FHLMC and GNMA, and to mortgage loans sold or serviced to certain other investors, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2009, the Corporation serviced $17.7 billion (2008 — $17.6 billion) in mortgage loans, including the loans serviced with credit recourse. The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantee programs. However, in the interim, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan will be canceled as part of the foreclosure proceedings and the Corporation will not receive any future servicing income with respect to that loan. At December 31, 2009, the amount of funds advanced by the Corporation under such servicing agreements was approximately $14 million (2008 — $11 million). To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

156  POPULAR, INC. 2009 ANNUAL REPORT
     At December 31, 2009, the Corporation had established reserves for customary representation and warranties related to loans sold by its U.S. subsidiary E-LOAN. Loans had been sold to investors on a servicing released basis subject to certain representation and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation is required to make certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not complied, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. The loans had been sold prior to 2009. At December 31, 2009, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $33 million, which was included as part of other liabilities in the consolidated statement of condition (2008 — $6 million). E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities during 2008. In 2009, the Corporation continued to reassess its estimate for expected losses associated to E-LOAN’s customary representation and warranty arrangements. The analysis incorporates expectations on future disbursements based on quarterly repurchases and make-whole events for the most recent two years, which reflect the increase in claims resulting from the current deteriorated economic environment, including the real estate market. The analysis also considers factors such as the average time distance between the loan’s funding date and the loan repurchase date as observed in the historical loan data. During 2009, E-LOAN charged-off approximately $14 million to this representation and warranty reserve associated with loan repurchases and indemnification or make-whole payments. Make-whole events are typically defaulted cases which the investor attempts to recover by collateral or guarantees, and the seller is obligated to cover any impaired or unrecovered portion of the loan.
     During 2008, the Corporation provided indemnifications for the breach of certain representations or warranties in connection with certain sales of assets by the discontinued operations of PFH. The sales were on a non-credit recourse basis. At December 31, 2009, the agreements primarily include indemnification for breaches of certain key representations and warranties, some of which expire within a definite time period; others survive until the expiration of the applicable statute of limitations, and others do not expire. Certain of the indemnifications are subject to a cap or maximum aggregate liability defined as a percentage of the purchase price. The indemnifications agreements outstanding at December 31, 2009 related principally to make-whole arrangements. At December 31, 2009, the Corporation’s reserve related to PFH’s indemnity arrangements amounted to $9 million (2008 — $16 million), and is included as other liabilities in the consolidated statement of condition. During 2009, the Corporation recorded charge-offs with respect to the PFH’s representation and warranty arrangements amounting to approximately $3 million. The reserve balance at December 31, 2009 contemplates historical indemnity payments. Certain indemnification provisions, which included, for example, reimbursement of premiums on early loan payoffs and repurchase obligation for defaulted loans within a short-term timeframe, expired during 2009. Popular, Inc. Holding Company and Popular North America have agreed to guarantee certain obligations of PFH with respect to the indemnification obligations.
     During the year ended December 31, 2009, the Corporation sold a lease portfolio of approximately $0.3 billion. At December 31, 2009, the reserve established to provide for any losses on the breach of certain representations and warranties included in the associated sale agreements amounted to $6 million. This reserve is included as part of other liabilities in the consolidated statement of condition. During 2009, the Corporation recorded charge-offs of approximately $1 million related to these representation and warranty arrangements.
     Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries totaling $0.6 billion at December 31, 2009 (2008 — $1.7 billion). In addition, at December 31, 2009, PIHC fully and unconditionally guaranteed on a subordinated basis $1.4 billion (2008 - $824 million) of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 22 to the consolidated financial statements for information on these trust entities.
Note 35 — Fair value option:
During 2008 and upon adoption of ASC Topic 825, the Corporation elected to measure at fair value approximately $1.5 billion in loans and $287 million in borrowings outstanding at December 31, 2007, which pertained to the discontinued operations of PFH.
     Upon adoption of ASC Topic 825, the Corporation recognized a $262 million negative after-tax adjustment ($409 million before tax) to beginning retained earnings (accumulated deficit) due to the transitional adjustment for electing the fair value option, as detailed in the following table.

		Cumulative effect
		adjustment to	January 1, 2008
	January 1, 2008	January 1, 2008	Fair value
	(Carrying value)	retained earnings -	(Carrying value
(In thousands)	prior to adoption)	Gain (Loss)	after adoption)

Loans	$1,481,297	$(494,180)	$987,117

Notes payable (bond certificates)	$(286,611)	$85,625	$(200,986)

Pre-tax cumulative effect of adopting fair value option accounting		$(408,555)
Net increase in deferred tax asset		146,724

After-tax cumulative effect of adopting fair value option accounting		$(261,831)

     During the year ended December 31, 2008, the Corporation recognized $198.9 million in losses attributable to changes in the fair value of loans and notes payable (bond certificates). These losses were included in the caption “Loss from discontinued operations, net of tax” in the consolidated statement of operations.
     As described in Note 3 to the consolidated financial statements, the Corporation executed a series of sales during 2008 that reduced substantially the volume of PFH’s financial instruments measured at fair value. At December 31, 2008, there were only $5 million in loans measured at fair value pursuant to the fair value option. These loans were included as part of “Assets from discontinued operations” in the consolidated statement of condition. At December 31, 2009, there were no financial assets or liabilities measured at fair value pursuant to the fair value option.

Note 36 — Fair value measurement:
ASC Subtopic 820-10 “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels in order to increase consistency and comparability in fair value measurements and disclosures. The hierarchy is broken down into three levels based on the reliability of inputs as follows:
•	Level 1— Unadjusted quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date. Valuation on these instruments does not necessitate a significant degree of judgment since valuations are based on quoted prices that are readily available in an active market.

•	Level 2— Quoted prices other than those included in Level 1 that are observable either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or that can be corroborated by observable market data for substantially the full term of the financial instrument.

•	Level 3— Inputs are unobservable and significant to the fair value measurement. Unobservable inputs reflect the Corporation’s own assumptions about assumptions that market participants would use in pricing the asset or liability.
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
     The Corporation adopted the provisions of ASC Subtopic 820-10 for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value on nonrecurring basis on January 1, 2009.
Fair Value on a Recurring Basis
The following fair value hierarchy tables present information about the Corporation’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008:

At December 31, 2009
				Balance at
				December 31,
(In millions)	Level 1	Level 2	Level 3	2009

Assets
Continuing Operations
Investment securities available-for-sale:

U.S. Treasury securities	—	$30	—	$30
Obligations of U.S. Government sponsored entities	—	1,648	—	1,648
Obligations of Puerto Rico, States and political subdivisions	—	81	—	81
Collateralized mortgage obligations — federal agencies	—	1,600	—	1,600
Collateralized mortgage obligations — private label	—	118	—	118
Mortgage-backed securities	—	3,176	$34	3,210
Equity securities	$3	5	—	8

Total investment securities available-for-sale	$3	$6,658	$34	$6,695

Trading account securities, excluding derivatives:

Obligations of Puerto Rico, States and political subdivisions	—	$13	—	$13
Collateralized mortgage obligations		1	$3	4
Residential mortgage-backed securities — federal agencies	—	208	224	432
Other	—	9	3	12

Total trading account securities	—	$231	$230	$461

Mortgage servicing rights	—	—	$170	$170
Derivatives	—	$73	—	73

Total	$3	$6,962	$434	$7,399

Liabilities
Continuing Operations
Derivatives	—	$(73)	—	$(73)

Total	—	$(73)	—	$(73)

158  POPULAR, INC. 2009 ANNUAL REPORT

At December 31, 2008
				Balance at
				December 31,
(In millions)	Level 1	Level 2	Level 3	2008

Assets
Continuing Operations
Investment securities available-for-sale:

U.S. Treasury securities	—	$502	—	$502
Obligations of U.S. Government sponsored entities	—	4,807	—	4,807
Obligations of Puerto Rico, States and political subdivisions	—	101	—	101
Collateralized mortgage obligations — federal agencies	—	1,507	—	1,507
Collateralized mortgage obligations — private label	—	149	—	149
Mortgage-backed securities	—	812	$37	849
Equity securities	$5	5	—	10

Total investment securities available-for-sale	$5	$7,883	$37	$7,925

Trading account securities, excluding derivatives:

U.S. Treasury securities and obligations of U.S. Government sponsored entities	—	$3	—	$3
Obligations of Puerto Rico, States and political subdivisions	—	28	—	28
Collateralized mortgage obligations	—	2	$3	5
Residential mortgage-backed securities — federal agencies	—	296	292	588
Commercial paper	—	5	—	5
Other	—	12	5	17

Total trading account securities	—	$346	$300	$646

Mortgage servicing rights	—	—	$176	$176
Derivatives	—	$110	—	110

Discontinued Operations

Loans measured at fair value pursuant to fair value option	—	—	$5	$5

Total	$5	$8,339	$518	$8,862

Liabilities
Continuing Operations
Derivatives	—	$(117)	—	$(117)

Total	—	$(117)	—	$(117)

     The following tables present the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2009 and 2008.

Year ended December 31, 2009
							Changes in
							unrealized
					Purchases,		gains (losses)
					sales,		included in
		Gains	Gains (losses)	Increase	issuances,		earnings related
	Balance	(losses)	included in	(decrease)	settlements,	Balance	to assets still
	at	included	other	in accrued	paydowns	at	held as of
	January	in	comprehensive	interest	and maturities	December	December 31,
(In millions)	1, 2009	earnings	income	receivable	(net)	31, 2009	2009

Assets
Continuing Operations
Investment securities available-for-sale:

Mortgage-backed securities	$37	—	—	—	$(3)	$34	—

Total investment securities available-for-sale	$37	—	—	—	$(3)	$34	—

Trading account securities:

Collateralized mortgage obligations	$3	—	—	—	—	$3	—
Residential mortgage-backed securities-federal agencies	292	$3	—	—	$(71)	224	$6 (a)
Other	5	(1)	—	—	(1)	3	—

Total trading account securities	$300	$2	—	—	$(72)	$230	$6

Mortgage servicing rights	$176	$(31)	—	—	$25	$170	$(18) (c)

Discontinued Operations
Loans measured at fair value pursuant to fair value option	$5	$1	—	—	$(6)	—	— (b)

Total	$518	$(28)	—	—	$(56)	$434	$(12)

a)	Gains (losses) are included in “Trading account profit” in the statement of operations

b)	Gains (losses) are included in “Loss from discontinued operations, net of tax” in the statement of operations

c)	Gains (losses) are included in “Other service fees” in the statement of operations

160  POPULAR, INC. 2009 ANNUAL REPORT

Year ended December 31, 2008
							Changes in
					Purchases,		unrealized gains
					sales,		(losses) included
				Increase	issuances,		in earnings
		Gains	Gains (losses)	(decrease)	settlements,		related to assets
	Balance	(losses)	included in	in accrued	paydowns	Balance	and liabilities
	at	included	other	interest	and	at	still held as of
	January	in	comprehensive	receivable	maturities	December	December 31,
(In millions)	1, 2008	earnings	income	/payable	(net)	31, 2008	2008

Assets
Continuing Operations
Investment securities available-for-sale:

Mortgage-backed securities	$39	—	$1	—	$(3)	$37	—

Total investment securities available-for-sale	$39	—	$1	—	$(3)	$37	—

Trading account securities:

Collateralized mortgage obligations	$3	—	—	—	—	$3	—
Residential mortgage-backed securities-federal agencies	227	$7	—	—	$58	292	$5	(a)
Other	3	—	—	—	2	5	—

Total trading account securities	$233	$7	—	—	$60	$300	$5

Mortgage servicing rights	$111	$(27)	—	—	$92	$176	$(16)	(c)

Discontinued Operations
Residual interests available-for-sale	$4	$(4)	—	—	—	—	—	(b)
Residual interests-trading	40	(32)	—	—	$(8)	—	—	(b)
Mortgage servicing rights	81	(44)	—	—	(37)	—	—	(b)
Loans measured at fair value pursuant to fair value option	987	(188)	—	$(13)	(781)	$5	$(38	)(b)

Total	$1,495	$(288)	$1	$(13)	$(677)	$518	$(49)

Liabilities
Discontinued Operations
Notes payable measured at fair value pursuant to fair value option	$(201)	$(11)	—	—	$212	—	—	(b)

Total	$(201)	$(11)	—	—	$212	—	—

a)	Gains (losses) are included in “Trading account profit” in the statement of operations

b)	Gains (losses) are included in “Loss from discontinued operations, net of tax” in the statement of operations

c)	Gains (losses) are included in “Other service fees” in the statement of operations

     There were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2009 and 2008.
     Gains and losses (realized and unrealized) included in earnings for the years ended December 31, 2009 and 2008 for Level 3 assets and liabilities included in the previous tables are reported in the consolidated statement of operations as follows:

	Year ended December		Year ended December
	31, 2009		31, 2008
Change in
unrealized
		gains		Change in
		(losses)		unrealized
	Total	relating	Total	gains (losses)
	gains	to assets/	gains	relating to
	(losses)	liabilities	(losses)	assets/
	included	still held at	included	liabilities still
	in	reporting	in	held at
(In millions)	earnings	date	earnings	reporting date

Continuing Operations
Other service fees	$(31)	$(18)	$(27)	$(16)
Trading account profit	2	6	7	5
Discontinued Operations
Loss from discontinued operations, net of tax	1	—	(279)	(38)

Total	$(28)	$(12)	$(299)	$(49)

     Additionally, the Corporation may be required to measure certain assets at fair value in periods subsequent to initial recognition on a nonrecurring basis in accordance with generally accepted accounting principles. The adjustments to fair value usually result from the application of lower of cost or fair value accounting, identification of impaired loans requiring specific reserves under ASC Subsection 310-10-35 “Accounting by Creditors for Impairment of a Loan” (formerly SFAS No. 114), or write-downs of individual assets. The following tables present financial and non-financial assets that were subject to a fair value measurement on a nonrecurring basis during the years ended December 31, 2009 and 2008 and which were still included in the consolidated statement of condition as of such dates. The amounts disclosed represent the aggregate of the fair value measurements of those assets as of the end of the reporting period.

Carrying value at December 31, 2009
(In millions)	Level 1	Level 2	Level 3	Total

Continuing Operations
Loans (1)	—	—	$877	$877
Other real estate owned (2)	—	—	60	60
Other foreclosed assets (2)	—	—	5	5

Total	—	—	$942	$942

(1)	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Subsection 310-10-35.

(2)	Represents the fair value of foreclosed real estate and other collateral owned that were measured at fair value.

Carrying value at December 31, 2008
(In millions)	Level 1	Level 2	Level 3	Total

Continuing Operations
Loans (1)	—	—	$523	$523
Loans held-for-sale (2)	—	—	364	364
Discontinued Operations
Loans held-for-sale (2)	—	—	2	2

Total	—	—	$889	$889

(1)	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Subsection 310-10-35.

(2)	Relates to lower of cost of fair value adjustments of loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale. These adjustments were principally determined based on negotiated price terms for the loans.

     Following is a description of the Corporation’s valuation methodologies used for assets and liabilities measured at fair value. The disclosure requirements exclude certain financial instruments and all non-financial instruments. Accordingly, the aggregate fair value amounts of the financial instruments presented in these note disclosures do not represent management’s estimate of the underlying value of the Corporation.
Trading Account Securities and Investment Securities Available-for-Sale
•	U.S. Treasury securities: The fair value of U.S. Treasury securities is based on yields that are interpolated from the constant maturity treasury curve. These securities are classified as Level 2.

•	Obligations of U.S. Government sponsored entities: The Obligations of U.S. Government sponsored entities include U.S. agency securities. The fair value of U.S. agency securities is based on an active exchange market and on quoted market prices for similar securities. The U.S. agency securities are classified as Level 2.

•	Obligations of Puerto Rico, States and political subdivisions: Obligations of Puerto Rico, States and political subdivisions include municipal bonds. The bonds are segregated and the like characteristics divided into specific sectors. Market inputs used in the evaluation process include all or some of the following: trades, bid price or spread, two sided markets, quotes, benchmark curves including but not limited to Treasury benchmarks, LIBOR and swap curves, market data feeds such as MSRB, discount and capital rates, and trustee reports. The municipal bonds are classified as Level 2.

•	Mortgage-backed securities: Certain agency mortgage-backed securities (“MBS”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. The agency MBS are classified as Level 2. Other agency MBS such as GNMA Puerto Rico Serials are priced using an internally-prepared pricing matrix with quoted prices from

162  POPULAR, INC. 2009 ANNUAL REPORT
local brokers dealers. These particular MBS are classified as Level 3.

•	Collateralized mortgage obligations: Agency and private collateralized mortgage obligations (“CMOs”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector and for which fair value incorporates an option adjusted spread. The option adjusted spread model includes prepayment and volatility assumptions, ratings (whole loans collateral) and spread adjustments. These investment securities are classified as Level 2.

•	Equity securities: Equity securities with quoted market prices obtained from an active exchange market are classified as Level 1. Other equity securities that do not trade in highly liquid markets are classified as Level 2.

•	Corporate securities and mutual funds (included as “other” in the “trading account securities” category): Quoted prices for these security types are obtained from broker dealers. Given that the quoted prices are for similar instruments or do not trade in highly liquid markets, the corporate securities and mutual funds are classified as Level 2. The important variables in determining the prices of Puerto Rico tax-exempt mutual fund shares are net asset value, dividend yield and type of assets in the fund. All funds trade based on a relevant dividend yield taking into consideration the aforementioned variables. In addition, demand and supply also affect the price. Corporate securities that trade less frequently or are in distress are classified as Level 3.
Derivatives
Interest rate swaps, interest rate caps and index options are traded in over-the-counter active markets. These derivatives are indexed to an observable interest rate benchmark, such as LIBOR or equity indexes, and are priced using an income approach based on present value and option pricing models using observable inputs. Other derivatives are liquid and have quoted prices, such as forward contracts or “to be announced securities” (“TBAs”). All of these derivatives are classified as Level 2. The nonperformance risk is determined using internally-developed models that consider the collateral held, the remaining term, and the creditworthiness of the entity that bears the risk, and uses available public data or internally-developed data related to current spreads that denote their probability of default.
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
Loans held-in-portfolio considered impaired under ASC Subsection 310-10-35 that are collateral dependent
The impairment is measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Subsection 310-10-35. Currently, the associated loans considered impaired are classified as Level 3.
Loans measured at fair value pursuant to lower of cost or fair value adjustments
Loans measured at fair value on a nonrecurring basis pursuant to lower of cost or fair value were priced based on bids received from potential buyers, secondary market prices, and discounting cash flow models which incorporate internally-developed assumptions for prepayments and credit loss estimates. These loans were classified as Level 3.
Other real estate owned and other foreclosed assets
Other real estate owned includes real estate properties securing mortgage, consumer, and commercial loans. Other foreclosed assets include automobiles securing auto loans. The fair value of foreclosed assets may be determined using an external appraisal, broker price opinion or an internal valuation. These foreclosed assets are classified as Level 3 given certain internal adjustments that may be made to external appraisals.
Note 37 — Disclosures about fair value of financial instruments:
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
     Derivatives are considered financial instruments and their carrying value equals fair value. For disclosures about the fair value of derivative instruments refer to Note 31 to the consolidated financial statements.
     For those financial instruments with no quoted market prices available, fair values have been estimated using present value calculations or other valuation techniques, as well as management’s best judgment with respect to current economic conditions, including discount rates, estimates of future cash flows, and prepayment assumptions.
     The fair values reflected herein have been determined based on the prevailing interest rate environment as of December 31, 2009 and 2008, respectively. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation. The methods and assumptions used to estimate the fair values of significant financial instruments at December 31, 2009 and 2008 are described in the paragraphs below.
     Short-term financial assets and liabilities have relatively short maturities, or no defined maturities, and little or no credit risk. The carrying amounts reported in the consolidated statements of condition approximate fair value because of the short-term maturity of those instruments or because they carry interest rates which approximate market. Included in this category are cash and due from banks, federal funds sold and securities purchased under agreements to resell, time deposits with other banks, bankers acceptances, federal funds purchased, assets sold under agreements to repurchase and short-term borrowings. Resell and repurchase agreements with long-term maturities are valued using discounted cash flows based on market rates currently available for agreements with similar terms and remaining maturities.
     Trading and investment securities, except for investments classified as other investment securities in the consolidated statement of condition, are financial instruments that regularly trade on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes, if available, or quoted market prices of financial instruments with similar characteristics. Trading account securities and securities available-for-sale are reported at their respective fair values in the consolidated statements of condition. These instruments are detailed in the consolidated statements of condition and in Notes 7, 8 and 31.
     The estimated fair value for loans held-for-sale was based on secondary market prices. The fair value of loans held-in-portfolio was determined for groups of loans with similar characteristics. Loans were segregated by type such as commercial, construction, residential mortgage, consumer and credit cards. Each loan category was further segmented based on loan characteristics, including interest rate terms, credit quality and vintage. Generally, the fair values were estimated based on an exit price by discounting scheduled cash flows for the segmented groups of loans using a discount rate that considers interest, credit and expected return by market participants under current market condition. Additionally, prepayment, default and recovery assumptions have been applied in the mortgage loan portfolio valuations. Generally accepted accounting principles do not require a fair valuation of the lease financing portfolio, therefore it is included in the loans total at the carrying amount.
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
     Long-term borrowings were valued using discounted cash flows, based on market rates currently available for debt with similar terms and remaining maturities and in certain instances using quoted market rates for similar instruments at December 31, 2009 and 2008, respectively.
     As part of the fair value estimation procedures of certain liabilities, including repurchase agreements (regular and structured) and FHLB advances, the Corporation considered, when applicable, the collateralization levels as part of its evaluation of nonperformance risk. Also, for certificates of deposit, the nonperformance risk was determined using internally-developed models that consider, when applicable, the collateral held, amounts insured, the remaining term and the credit premium of the institution.
     Commitments to extend credit were valued using the fees currently charged to enter into similar agreements. For those commitments where a future stream of fees is charged, the fair value was estimated by discounting the projected cash flows of fees on commitments. The fair value of letters of credit is based on fees currently charged on similar agreements.

164  POPULAR, INC. 2009 ANNUAL REPORT
     Carrying or notional amounts, as applicable, and estimated fair values for financial instruments at December 31, were:

	2009		2008
	Carrying	Fair	Carrying	Fair
(In thousands)	amount	value	amount	value

Financial Assets:
Cash and money market investments	$1,680,127	$1,680,127	$1,579,641	$1,579,641
Trading securities	462,436	462,436	645,903	645,903
Investment securities available-for-sale	6,694,714	6,694,714	7,924,487	7,924,487
Investment securities held-to-maturity	212,962	213,146	294,747	290,134
Other investment securities	164,149	165,497	217,667	255,830
Loans held-for-sale	90,796	91,542	536,058	541,576
Loans held-in-portfolio, net	22,451,909	20,021,224	24,850,066	17,383,956
Financial Liabilities:
Deposits	$25,924,894	$26,076,515	$27,550,205	$27,793,826
Federal funds purchased	—	—	144,471	144,471
Assets sold under
agreements to repurchase	2,632,790	2,759,438	3,407,137	3,592,236
Short-term borrowings	7,326	7,326	4,934	4,934
Notes payable	2,648,632	2,453,037	3,386,763	3,257,491

	Notional	Fair	Notional	Fair
(In thousands)	amount	value	amount	value

Commitments to extend credit and letters of credit:
Commitments to extend credit	$7,013,148	$882	$7,116,977	$943
Letters of credit	147,647	1,565	199,795	3,938

Note 38 — Supplemental disclosure on the consolidated statements of cash flows:
Additional disclosures on cash flow information as well as non-cash activities are listed in the following table:

(In thousands)	2009	2008	2007

Income taxes paid	$23,622	$81,115	$160,271
Interest paid	801,475	1,165,930	1,673,768

Non-cash activities:
Loans transferred to other real estate	$146,043	$112,870	$203,965
Loans transferred to other property	37,529	83,833	36,337

Total loans transferred to foreclosed assets	183,572	196,703	240,302
Transfers from loans held-in-portfolio to loans held-for-sale (a)	33,072	473,442	1,580,821
Transfers from loans held-for-sale to loans held-in-portfolio	180,735	65,793	244,675
Loans securitized into trading securities (b)	1,355,456	1,686,141	1,321,655
Recognition of mortgage servicing rights on securitizations or asset transfers	23,795	28,919	48,865
Recognition of residual interests on securitizations	—	—	42,975
Treasury stock retired	207,139	—	—
Change in par value of common stock	1,689,389	—	—
Trust preferred securities exchanged for new common stock issued:
Trust preferred securities exchanged	(397,911)	—	—
New common stock issued	317,652	—	—
Preferred stock exchanged for new common stock issued:
Preferred stock exchanged (Series A and B)	(524,079)	—	—
New common stock issued	293,691	—	—
Preferred stock exchanged for new trust preferred securities issued:
Preferred stock exchanged (Series C)	(901,165)	—	—
New trust preferred securities issued (junior subordinated debentures)	415,885	—	—
Assets and liabilities removed as part of the recharacterization of on-balance sheet securitizations:
Mortgage loans	—	—	3,221,003
Secured borrowings	—	—	(3,083,259)
Other assets	—	—	111,446
Other liabilities	—	—	(13,513)
Business acquisitions:
Fair value of loans and other assets acquired	—	—	225,972
Goodwill and other intangible assets acquired	—	—	149,123
Deposits and other liabilities assumed	—	—	(1,094,699)

(a)	In 2008 it excludes $375 million in individual mortgage loans transferred to held-for-sale and sold as well as $232 million securitized into trading securities and immediately sold. In 2007 it excludes the $3.2 billion in mortgage loans from the recharacterization that were classified to loans held-for-sale and immediately removed from the Corporation’s books.

(b)	Includes loans securitized into trading securities and subsequently sold before year end.

Note 39 — Segment reporting:
The Corporation’s corporate structure consists of three reportable segments — Banco Popular de Puerto Rico, Banco Popular North America and EVERTEC. These reportable segments pertain only to the continuing operations of Popular, Inc. The operations of Popular Financial Holdings which were considered a reportable segment prior to 2008 were classified as discontinued operations in 2008 through September 30, 2009. A corporate group has been defined to support the reportable segments. The Corporation retrospectively adjusted the 2007 information in the statements of operations to exclude the results from discontinued operations to conform to the 2008 and 2009 presentation.
     Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. The segments were determined based on the organizational structure, which focuses primarily on the markets the segments serve, as well as on the products and services offered by the segments.
Banco Popular de Puerto Rico:
Given that Banco Popular de Puerto Rico constitutes a significant portion of the Corporation’s results of operations and total assets as of December 31, 2009, additional disclosures are provided for the business areas included in this reportable segment, as described below:
•	Commercial banking represents the Corporation’s banking operations conducted at BPPR, which are targeted mainly to corporate, small and middle size businesses. It includes aspects of the lending and depository businesses, as well as other finance and advisory services. BPPR allocates funds across segments based on duration matched transfer pricing at market rates. This area also incorporates income related with the investment of excess funds, as well as a proportionate share of the investment function of BPPR.

•	Consumer and retail banking represents the branch banking operations of BPPR which focus on retail clients. It includes the consumer lending business operations of BPPR, as well as the lending operations of Popular Auto and Popular Mortgage. Popular Auto focuses on auto and lease financing, while Popular Mortgage focuses principally in residual mortgage loan originations. The consumer and retail banking area also incorporates income related with the investment of excess funds from the branch network, as well as a proportionate share of the investment function of BPPR.

•	Other financial services include the trust and asset management service units of BPPR, the brokerage and investment banking operations of Popular Securities, and the insurance agency and reinsurance businesses of Popular Insurance, Popular Insurance V.I., Popular Risk Services, and Popular Life Re. Most of the services that are provided by these subsidiaries generate profits based on fee income.
Banco Popular North America:
Banco Popular North America’s reportable segment consists of the banking operations of BPNA, E-LOAN, Popular Equipment Finance, Inc. and Popular Insurance Agency, U.S.A. Popular Equipment Finance, Inc. sold a substantial portion of its lease financing portfolio during 2009 and also ceased originations as part of BPNA’s strategic plan. BPNA operates through a retail branch network in the U.S. mainland, while E-LOAN supports BPNA’s deposit gathering through its online platform. All direct lending activities at E-LOAN were ceased during the fourth quarter of 2008. Popular Insurance Agency, U.S.A. offers investment and insurance services across the BPNA branch network.
     Due to the significant losses in the E-LOAN operations during 2008 and 2009, and given the discontinuance of E-LOAN’s loan origination unit, its core business, management has determined to provide as additional disclosure the results of E-LOAN apart from the other BPNA subsidiaries.
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
     The Corporate group consists primarily of the holding companies: Popular, Inc., Popular North America and Popular International Bank, excluding the equity investments in CONTADO and Serfinsa, which due to the nature of their operations are included as part of the EVERTEC segment. The Corporate group also includes the expenses of the certain corporate areas that are identified as critical for the organization, such as Finance, Risk Management and Legal.
     For segment reporting purposes, the impact of recording the valuation allowance on deferred tax assets of the U.S. operations was assigned to each legal entity within PNA (including PNA holding company as an entity) based on each entity’s net deferred

166 POPULAR, INC. 2009 ANNUAL REPORT
tax asset at December 31, 2009 and 2008, except for PFH. The impact of recording the valuation allowance at PFH was allocated among continuing and discontinued operations. The portion attributed to the continuing operations was based on PFH’s net deferred tax asset balance at January 1, 2008. The valuation allowance on deferred taxes as it relates to the operating losses of PFH for the year 2008 was assigned to the discontinued operations.
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
     The results of operations included in the tables below for the years ended December 31, 2009, 2008 and 2007 exclude the results of operations of the discontinued business of PFH. Segment assets as of December 31, 2008 also exclude the assets of the discontinued operations.

2009
At December 31, 2009
Popular, Inc.
	Banco Popular	Banco Popular		Intersegment
(In thousands)	de Puerto Rico	North America	EVERTEC	Eliminations

Net interest income (loss)	$866,971	$315,469	$(1,059)
Provision for loan losses	623,532	782,275
Non-interest income	753,214	30,231	258,156	$(146,310)
Amortization of intangibles	5,031	3,641	810
Depreciation expense	39,092	10,811	12,994	(22)
Other operating expenses	775,964	299,726	167,503	(146,076)
Income tax expense	6,565	(24,896)	25,653	(84)

Net income (loss)	$170,001	$(725,857)	$50,137	$(128)

Segment assets	$23,615,042	$10,846,748	$245,680	$(67,730)

At December 31, 2009
	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,181,381	$(81,140)	1,012	$1,101,253
Provision for loan losses	1,405,807			1,405,807
Non-interest income	895,291	15,265	(14,055)	896,501
Amortization of intangibles	9,482			9,482
Depreciation expense	62,875	1,576		64,451
Other operating expenses	1,097,117	(7,026)	(9,828)	1,080,263
Income tax expense	7,238	(16,231)	691	(8,302)

Net loss	$(505,847)	$(44,194)	$(3,906)	$(553,947)

Segment assets	$34,639,740	$5,439,842	$(5,343,257)	$34,736,325

2008
At December 31, 2008
Popular, Inc.
	Banco Popular	Banco Popular		Intersegment
(In thousands)	de Puerto Rico	North America	EVERTEC	Eliminations

Net interest income (loss)	$959,215	$351,519	$(723)
Provision for loan losses	519,045	472,299
Non-interest income	620,685	141,006	263,258	$(150,620)
Goodwill and trademark impairment losses	1,623	10,857
Amortization of intangibles	4,975	5,643	891
Depreciation expense	41,825	14,027	14,286	(73)
Other operating expenses	751,930	399,867	184,264	(149,139)
Income tax expense	21,375	114,670	19,450	(549)

Net income (loss)	$239,127	$(524,838)	$43,644	$(859)

Segment assets	$25,931,855	$12,441,612	$270,524	$(64,850)

At December 31, 2008
	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,310,011	$(32,013)	$1,206	$1,279,204
Provision for loan losses	991,344	40		991,384
Non-interest income (loss)	874,329	(32,630)	(11,725)	829,974
Goodwill and trademark impairment losses	12,480			12,480
Amortization of intangibles	11,509			11,509
Depreciation expense	70,065	2,325		72,390
Other operating expenses	1,186,922	62,774	(9,347)	1,240,349
Income tax expense	154,946	305,619	969	461,534

Net loss	$(242,926)	$(435,401)	$(2,141)	$(680,468)

Segment assets	$38,579,141	$6,295,760	$(6,004,719)	$38,870,182

2007
At December 31, 2007
Popular, Inc.
	Banco Popular	Banco Popular		Intersegment
(In thousands)	de Puerto Rico	North America	EVERTEC	Eliminations

Net interest income (loss)	$957,822	$370,605	$(823)
Provision for loan losses	243,727	95,486
Non-interest income	485,548	185,962	241,627	$(141,498)
Goodwill and trademark impairment losses		211,750
Amortization of intangibles	1,909	7,602	934
Depreciation expense	41,684	16,069	16,162	(72)
Other operating expenses	714,457	450,576	174,877	(141,159)
Income tax expense (benefit)	114,311	(29,477)	17,547	(105)

Net income (loss)	$327,282	$(195,439)	$31,284	$(162)

Segment assets	$27,102,493	$13,364,306	$228,746	$(367,835)

	At December 31, 2007
	Total
	Reportable			Total
(In thousands)	Segments	Corporate	Eliminations	Popular, Inc.

Net interest income (loss)	$1,327,604	$(26,444)	$4,498	$1,305,658
Provision for loan losses	339,213	2,006		341,219
Non-interest income	771,639	117,981	(15,925)	873,695
Goodwill and trademark impairment losses	211,750			211,750
Amortization of intangibles	10,445			10,445
Depreciation expense	73,843	2,368		76,211
Other operating expenses	1,198,751	55,944	(7,639)	1,247,056
Income tax expense (benefit)	102,276	(10,569)	(1,543)	90,164

Net income	$162,965	$41,788	$(2,245)	$202,508

Segment assets	$40,327,710	$10,456,031 (a)	$(6,372,304)	$44,411,437

(a)	Includes $3.9 billion in assets from PFH.

     Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:

2009
At December 31, 2009
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial		Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$299,668	$555,059	$11,716	$528	$866,971
Provision for loan losses	427,501	196,031			623,532
Non-interest income	159,242	493,962	100,698	(688)	753,214
Amortization of intangibles	162	4,177	692		5,031
Depreciation expense	16,187	21,649	1,256		39,092
Other operating expenses	213,892	500,135	62,211	(274)	775,964
Income tax (benefit) expense	(105,470)	95,154	16,831	50	6,565

Net (loss) income	$(93,362)	$231,875	$31,424	$64	$170,001

Segment assets	$9,679,767	$17,288,825	$467,645	$(3,821,195)	$23,615,042

2008
At December 31, 2008
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial		Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$347,952	$598,622	$12,097	$544	$959,215
Provision for loan losses	348,998	170,047			519,045
Non-interest income	114,844	406,547	99,502	(208)	620,685
Goodwill impairment losses		1,623			1,623
Amortization of intangibles	212	4,113	650		4,975
Depreciation expense	17,805	22,742	1,278		41,825
Other operating expenses	194,589	492,995	64,642	(296)	751,930
Income tax (benefit) expense	(60,769)	66,674	15,158	312	21,375

Net (loss) income	$(38,039)	$246,975	$29,871	$320	$239,127

Segment assets	$11,148,150	$18,903,624	$579,463	$(4,699,382)	$25,931,855

2007
At December 31, 2007
Banco Popular de Puerto Rico
		Consumer			Total
	Commercial	and Retail	Other Financial		Banco Popular
(In thousands)	Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$379,673	$566,635	$10,909	$605	$957,822
Provision for loan losses	79,810	163,917			243,727
Non-interest income	91,596	303,945	90,969	(962)	485,548
Amortization of intangibles	565	860	484		1,909
Depreciation expense	14,457	26,001	1,226		41,684
Other operating expenses	178,193	470,184	66,466	(386)	714,457
Income tax expense	56,613	46,812	10,860	26	114,311

Net income	$141,631	$162,806	$22,842	$3	$327,282

Segment assets	$11,601,186	$19,407,327	$478,252	$(4,384,272)	$27,102,493

     Additional disclosures with respect to the Banco Popular North America reportable segment are as follows:

2009
At December 31, 2009
Banco Popular North America
				Total
	Banco Popular			Banco Popular
(In thousands)	North America	E-LOAN	Eliminations	North America

Net interest income	$303,700	$10,593	$1,176	$315,469
Provision for loan losses	641,668	140,607		782,275
Non-interest income (loss)	70,059	(39,706)	(122)	30,231
Amortization of intangibles	3,641			3,641
Depreciation expense	9,627	1,184		10,811
Other operating expenses	283,113	16,610	3	299,726
Income tax benefit	(7,665)	(17,231)		(24,896)

Net loss	$(556,625)	$(170,283)	$1,051	$(725,857)

Segment assets	$11,478,201	$560,885	$(1,192,338)	$10,846,748

2008
At December 31, 2008
Banco Popular North America
				Total
	Banco Popular			Banco Popular
(In thousands)	North America	E-LOAN	Eliminations	North America

Net interest income	$328,713	$21,458	$1,348	$351,519
Provision for loan losses	346,000	126,299		472,299
Non-interest income	127,903	13,915	(812)	141,006
Goodwill and trademark
impairment losses		10,857		10,857
Amortization of intangibles	4,144	1,499		5,643
Depreciation expense	12,172	1,855		14,027
Other operating expenses	327,736	72,117	14	399,867
Income tax expense	57,521	56,618	531	114,670

Net loss	$(290,957)	$(233,872)	$(9)	$(524,838)

Segment assets	$12,913,337	$759,082	$(1,230,807)	$12,441,612

168  POPULAR, INC. 2009 ANNUAL REPORT

2007
At December 31, 2007
Banco Popular North America
				Total
	Banco Popular			Banco Popular
(In thousands)	North America	E-LOAN	Eliminations	North America

Net interest income	$348,728	$20,925	$952	$370,605
Provision for loan losses	77,832	17,654		95,486
Non-interest income	112,954	74,270	(1,262)	185,962
Goodwill and trademark
impairment losses		211,750		211,750
Amortization of intangibles	4,810	2,792		7,602
Depreciation expense	12,835	3,234		16,069
Other operating expenses	287,831	162,706	39	450,576
Income tax expense (benefit)	27,863	(57,218)	(122)	(29,477)

Net income (loss)	$50,511	$(245,723)	$(227)	$(195,439)

Segment assets	$13,595,461	$1,178,438	$(1,409,593)	$13,364,306

Intersegment revenues*

(In thousands)	2009	2008	2007

Banco Popular de Puerto Rico:
P.R. Commercial Banking	$1	$820	$1,532
P.R. Consumer and Retail Banking	2	1,932	3,339
P.R. Other Financial Services	(269)	(230)	(449)
EVERTEC	(146,080)	(149,784)	(140,949)
Banco Popular North America:
Banco Popular North America	36	(2,730)	(4,971)
E-LOAN		(628)

Total intersegment revenues from continuing operations	$(146,310)	$(150,620)	$(141,498)

*	For purposes of the intersegment revenues disclosure, revenues include interest income (expense) related to internal funding and other non-interest income derived from intercompany transactions, mainly related to gain on sales of loans and processing / information technology services.

Geographic Information

(In thousands)	2009	2008	2007

Revenues*:
Puerto Rico	$1,566,081	$1,568,837	$1,567,276
United States	306,667	432,008	523,685
Other	125,006	108,333	88,392

Total consolidated revenues from continuing operations	$1,997,754	$2,109,178	$2,179,353

*	Total revenues include net interest income, service charges on deposit accounts, other service fees, net gain on sale and valuation adjustment of investment securities, trading account (loss) profit, (loss) gain on sale of loans and valuation adjustments on loans held-for-sale and other operating income.

Selected Balance Sheet Information:**

(In thousands)	2009	2008	2007

Puerto Rico
Total assets	$22,480,832	$24,886,736	$26,017,716
Loans	14,176,793	15,160,033	15,679,181
Deposits	16,634,123	16,737,693	17,341,601
United States
Total assets	$11,033,114	$12,713,357	$17,093,929
Loans	8,825,559	10,417,840	13,517,728
Deposits	8,242,604	9,662,690	9,737,996
Other
Total assets	$1,222,379	$1,270,089	$1,299,792
Loans	801,557	691,058	714,093
Deposits	1,048,167	1,149,822	1,254,881

**	Does not include balance sheet information of the discontinued operations as of December 31, 2008.

Note 40 — Popular, Inc. (Holding Company only) financial information:
The following condensed financial information presents the financial position of Holding Company only at December 31, 2009 and 2008, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2009.
Statements of Condition

	December 31,
(In thousands)	2009	2008

Assets
Cash	$1,174	$2
Money market investments	51	89,694
Investments securities available-for-sale, at market value		188,893
Investments securities held-to-maturity, at amortized cost (includes $430,000 in subordinated notes from BPPR)	455,777	431,499
Other investment securities, at lower of cost or realizable value	10,850	14,425
Investment in BPPR and subsidiaries, at equity	1,910,695	1,899,839
Investment in Popular International Bank and subsidiaries, at equity	867,275	436,234
Investment in other subsidiaries, at equity	268,372	274,980
Advances to subsidiaries	100,600	814,600
Loans to affiliates	6,666	10,000
Loans	2,366	2,684
Less — Allowance for loan losses	60	60
Premises and equipment	2,907	22,057
Other assets	34,576	37,298

Total assets	$3,661,249	$4,222,145

Liabilities and Stockholders’ Equity
Federal funds purchased		$44,471
Other short-term borrowings	$24,225	42,769
Notes payable	1,064,462	793,300
Accrued expenses and other liabilities	33,745	73,241
Stockholders’ equity	2,538,817	3,268,364

Total liabilities and stockholders’ equity	$3,661,249	$4,222,145

Statements of Operations

	Year ended December 31,
(In thousands)	2009	2008	2007

Income:
Dividends from subsidiaries	$160,625	$179,900	$383,100
Interest on money market and investment securities	37,229	32,642	38,555
Other operating income	692	(15)	9,862
Gain on sale and valuation adjustment of investment securities	3,008		115,567
Interest on advances to subsidiaries	8,133	19,812	19,114
Interest on loans to affiliates	888	1,022	1,144
Interest on loans	127	173	382

Total income	210,702	233,534	567,724

Expenses:
Interest expense	74,980	42,061	37,095
Provision for loan losses		40	2,007
Gain on early extinguishment of debt	(26,439)
Operating expenses	7,018	2,614	2,226

Total expenses	55,559	44,715	41,328

Income before income taxes and equity in undistributed losses of subsidiaries	155,143	188,819	526,396
Income taxes	(891)	366	30,288

Income before equity in undistributed losses of subsidiaries	156,034	188,453	496,108
Equity in undistributed losses of subsidiaries	(729,953)	(1,432,356)	(560,601)

Net loss	$(573,919)	$(1,243,903)	$(64,493)

Statements of Cash Flows

	Year ended December 31,
(In thousands)	2009	2008	2007

Cash flows from operating activities:
Net loss	($573,919)	($1,243,903)	($64,493)

Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in undistributed losses of subsidiaries and dividends from subsidiaries	729,953	1,432,356	560,601
Provision for loan losses		40	2,007
Net gain on sale and valuation adjustment of investment securities	(3,008)		(115,567)
Amortization of discount on junior subordinated debentures	6,765
Gain on early extinguishment of debt	(26,439)
Net amortization of premiums and accretion of discounts on investments	335	(1,791)	(8,244)
(Earnings) losses from investments under the equity method	(692)	110	(4,612)
Stock options expense	91	412	568
Net decrease in other assets	22,774	2,435	28,340
Deferred income taxes	(1,850)	(444)	1,156
Net increase (decrease) in interest payable	6,455	(1,982)	1,508
Net (decrease) increase in other liabilities	(1,797)	9,511	4,354

Total adjustments	732,587	1,440,647	470,111

Net cash provided by operating activities	158,668	196,744	405,618

Cash flows from investing activities:
Net decrease (increase) in money market investments	89,643	(43,294)	(37,700)
Purchases of investment securities:
Available-for-sale	(249,603)	(188,673)	(6,808)
Held-to-maturity	(51,539)	(605,079)	(4,087,972)
Proceeds from maturities and redemptions of investment securities:
Available-for-sale	14,226
Held-to-maturity	27,318	801,500	3,900,087
Proceeds from sales of investment securities available-for-sale	426,666		5,783
Proceeds from sale of other investment securities			245,484
Capital contribution to subsidiaries	(940,000)	(251,512)
Transfer of shares of a subsidiary	(42,971)
Net change in advances to subsidiaries and affiliates	714,000	(1,302,100)	(260,100)
Net repayments on loans	3,578	156	337
Acquisition of premises and equipment	(310)	(664)	(522)
Proceeds from sale of premises and equipment	14,943		11
Proceeds from sale of foreclosed assets	47

Net cash provided by (used in) investing activities	5,998	(1,589,666)	(241,400)

Cash flows from financing activities:
Net (decrease) increase in federal funds purchased	(44,471)	44,471
Net (decrease) increase in other short-term borrowings	(18,544)	(122,232)	14,213
Payments of notes payable		(31,152)	(5,000)
Proceeds from issuance of notes payable		350,297	397
Cash dividends paid	(71,438)	(188,644)	(190,617)
Proceeds from issuance of common stock		17,712	20,414
Proceeds from issuance of preferred stock and associated warrants		1,321,142
Issuance costs and fees paid on exchange of preferred stock and trust preferred securities	(29,024)
Treasury stock acquired	(17)	(61)	(2,236)

Net cash (used in) provided by financing activities	(163,494)	1,391,533	(162,829)

Net increase (decrease) in cash	1,172	(1,389)	1,389
Cash at beginning of year	2	1,391	2

Cash at end of year	$1,174	$2	$1,391

170  POPULAR, INC. 2009 ANNUAL REPORT
     Notes payable at December 31, 2009 mature as follows:

Year	Notes Payable

(In thousands)
2010	—
2011	$350,000
2012	—
2013	—
2014	—
Later years	290,812
No stated maturity	936,000

Subtotal	1,576,812
Less: Discount	(512,350)

Total	$1,064,462

     A source of income for the Holding Company consists of dividends from BPPR. As members subject to the regulations of the Federal Reserve System, BPPR and BPNA must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by each entity during the calendar year would exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 25. At December 31, 2009, BPPR was required to obtain the approval of the Federal Reserve Board to declare a dividend. At December 31, 2008 and 2007, BPPR could have declared a dividend of approximately $31.6 million and $45.0 million, respectively, without the approval of the Federal Reserve Board. At December 31, 2009, 2008 and 2007, BPNA was required to obtain the approval of the Federal Reserve Board to declare a dividend.
Note 41 — Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities:
The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (“PIHC”) (parent only), Popular International Bank, Inc. (“PIBI”), Popular North America, Inc. (“PNA”) and all other subsidiaries of the Corporation at December 31, 2009 and 2008, and the results of their operations and cash flows for each of the years ended December 31, 2009, 2008 and 2007, respectively.
     PIBI is an operating subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries ATH Costa Rica S.A., EVERTEC LATINOAMERICA, SOCIEDAD ANONIMA, T.I.I. Smart Solutions Inc., Popular Insurance V.I., Inc. and PNA.
     PNA is an operating subsidiary of PIBI and is the holding company of its wholly-owned subsidiary BPNA, including its wholly-owned subsidiaries Popular Equipment Finance, Inc., Popular Insurance Agency, U.S.A., and E-LOAN, Inc.
     PIHC fully and unconditionally guarantees all registered debt securities issued by PNA.

Condensed Consolidating Statement of Condition

	At December 31, 2009
				All other
	Popular, Inc.	PIBI	PNA	subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	and eliminations	entries	Consolidated

ASSETS
Cash and due from banks	$1,174	$300	$738	$677,606	$(2,488)	$677,330
Money market investments	51	56,144	238	1,002,702	(56,338)	1,002,797
Trading account securities, at fair value				462,436		462,436
Investment securities available-for-sale, at fair value		2,448		6,694,053	(1,787)	6,694,714
Investment securities held-to-maturity, at amortized cost	455,777	1,250		185,935	(430,000)	212,962
Other investment securities, at lower of cost or realizable value	10,850	1	4,492	148,806		164,149
Investment in subsidiaries	3,046,342	733,737	1,156,680		(4,936,759)
Loans held-for-sale measured at lower of cost or fair value				90,796		90,796

Loans held-in-portfolio	109,632			23,844,455	(126,824)	23,827,263
Less — Unearned income				114,150		114,150
Allowance for loan losses	60			1,261,144		1,261,204

	109,572			22,469,161	(126,824)	22,451,909

Premises and equipment, net	2,907		125	581,821		584,853
Other real estate	74			125,409		125,483
Accrued income receivable	120	127	132	125,857	(156)	126,080
Servicing assets				172,505		172,505
Other assets	33,828	73,308	21,162	1,242,099	(48,238)	1,322,159
Goodwill				604,349		604,349
Other intangible assets	554			43,249		43,803

	$3,661,249	$867,315	$1,183,567	$34,626,784	$(5,602,590)	$34,736,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,497,730	$(2,429)	$4,495,301
Interest bearing				21,485,931	(56,338)	21,429,593

				25,983,661	(58,767)	25,924,894
Federal funds purchased and assets sold under agreements to repurchase				2,632,790		2,632,790
Other short-term borrowings	$24,225		$700	107,226	(124,825)	7,326
Notes payable	1,064,462		433,846	1,152,324	(2,000)	2,648,632
Subordinated notes				430,000	(430,000)
Other liabilities	33,745	$40	45,547	954,525	(49,991)	983,866

	1,122,432	40	480,093	31,260,526	(665,583)	32,197,508

Stockholders’ equity:
Preferred stock	50,160					50,160
Common stock	6,395	3,961	2	52,322	(56,285)	6,395
Surplus	2,797,328	3,437,437	3,321,208	4,637,181	(11,388,916)	2,804,238
Accumulated deficit	(285,842)	(2,541,802)	(2,627,520)	(1,329,311)	6,491,723	(292,752)
Treasury stock, at cost	(15)					(15)
Accumulated other comprehensive (loss) income, net of tax	(29,209)	(32,321)	9,784	6,066	16,471	(29,209)

	2,538,817	867,275	703,474	3,366,258	(4,937,007)	2,538,817

	$3,661,249	$867,315	$1,183,567	$34,626,784	$(5,602,590)	$34,736,325

172  POPULAR, INC. 2009 ANNUAL REPORT
Condensed Consolidating Statement of Condition

	At December 31, 2008
				All other
	Popular, Inc.	PIBI	PNA	subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	and eliminations	entries	Consolidated

ASSETS
Cash and due from banks	$2	$89	$7,668	$777,994	$(766)	$784,987
Money market investments	89,694	40,614	450,246	794,521	(580,421)	794,654
Trading account securities, at fair value				645,903		645,903
Investment securities available-for-sale, at fair value	188,893	5,243		7,730,351		7,924,487
Investment securities held-to-maturity, at amortized cost	431,499	1,250		291,998	(430,000)	294,747
Other investment securities, at lower of cost or realizable value	14,425	1	12,392	190,849		217,667
Investment in subsidiaries	2,611,053	324,412	1,348,241		(4,283,706)
Loans held-for-sale measured at lower of cost or fair value				536,058		536,058

Loans held-in-portfolio	827,284		12,800	25,885,773	(868,620)	25,857,237
Less — Unearned income				124,364		124,364
Allowance for loan losses	60			882,747		882,807

	827,224		12,800	24,878,662	(868,620)	24,850,066

Premises and equipment, net	22,057		128	598,622		620,807
Other real estate	47			89,674		89,721
Accrued income receivable	1,033	474	1,861	204,955	(52,096)	156,227
Servicing assets				180,306		180,306
Other assets	35,664	64,881	21,532	995,550	(2,030)	1,115,597
Goodwill				605,792		605,792
Other intangible assets	554			52,609		53,163
Assets from discontinued operations				12,587		12,587

	$4,222,145	$436,964	$1,854,868	$38,586,431	$(6,217,639)	$38,882,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,294,221	$(668)	$4,293,553
Interest bearing				23,747,393	(490,741)	23,256,652

				28,041,614	(491,409)	27,550,205
Federal funds purchased and assets sold under agreements to repurchase	$44,471			3,596,817	(89,680)	3,551,608
Other short-term borrowings	42,769		$500	828,285	(866,620)	4,934
Notes payable	793,300		1,488,942	1,106,521	(2,000)	3,386,763
Subordinated notes				430,000	(430,000)
Other liabilities	73,241	$117	68,490	1,008,427	(53,937)	1,096,338
Liabilities from discontinued operations				24,557		24,557

	953,781	117	1,557,932	35,036,221	(1,933,646)	35,614,405

Stockholders’ equity:
Preferred stock	1,483,525					1,483,525
Common stock	1,773,792	3,961	2	52,318	(56,281)	1,773,792
Surplus	613,085	2,301,193	2,184,964	4,050,514	(8,527,877)	621,879
Accumulated deficit	(365,694)	(1,797,175)	(1,865,418)	(585,705)	4,239,504	(374,488)
Treasury stock, at cost	(207,515)			(377)	377	(207,515)
Accumulated other comprehensive (loss) income, net of tax	(28,829)	(71,132)	(22,612)	33,460	60,284	(28,829)

	3,268,364	436,847	296,936	3,550,210	(4,283,993)	3,268,364

	$4,222,145	$436,964	$1,854,868	$38,586,431	$(6,217,639)	$38,882,769

Condensed Consolidating Statement of Operations

	Year ended December 31, 2009
				All other
	Popular, Inc.	PIBI	PNA	subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	and eliminations	entries	Consolidated

INTEREST AND DIVIDEND INCOME:
Dividend income from subsidiaries	$160,625	$7,500	$20,000		$(188,125)
Loans	9,148		44	$1,518,431	(8,374)	$1,519,249
Money market investments	109	1,306	2,156	8,573	(3,574)	8,570
Investment securities	37,120	70	703	281,887	(27,792)	291,988
Trading account securities				35,190		35,190

	207,002	8,876	22,903	1,844,081	(227,865)	1,854,997

INTEREST EXPENSE:
Deposits				504,732	(3,470)	501,262
Short-term borrowings	169		45	77,548	(8,405)	69,357
Long-term debt	74,811		58,581	78,609	(28,876)	183,125

	74,980		58,626	660,889	(40,751)	753,744

Net interest income (loss)	132,022	8,876	(35,723)	1,183,192	(187,114)	1,101,253
Provision for loan losses				1,405,807		1,405,807

Net interest income (loss) after provision for loan losses	132,022	8,876	(35,723)	(222,615)	(187,114)	(304,554)
Service charges on deposit accounts				213,493		213,493
Other service fees				401,934	(7,747)	394,187
Net gain (loss) on sale and valuation adjustments of investment securities	3,008	(10,934)		229,530	(2,058)	219,546
Trading account profit				39,740		39,740
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale				(35,060)		(35,060)
Other operating income (loss)	692	16,558	(1,184)	52,778	(4,249)	64,595

	135,722	14,500	(36,907)	679,800	(201,168)	591,947

OPERATING EXPENSES:
Personnel costs:
Salaries	24,238	368		387,004	(994)	410,616
Pension, profit sharing and other benefits	3,918	59		118,694	(24)	122,647

	28,156	427		505,698	(1,018)	533,263
Net occupancy expenses	2,613	30	3	108,389		111,035
Equipment expenses	3,683		4	97,843		101,530
Other taxes	3,544			49,061		52,605
Professional fees	15,676	14	(55)	100,831	(5,179)	111,287
Communications	443	20	23	45,778		46,264
Business promotion	1,182			37,690		38,872
Printing and supplies	74			11,019		11,093
Impairment losses on long-lived assets				1,545		1,545
FDIC deposit insurance				76,796		76,796
Gain on early extinguishment of debt	(26,439)		(51,897)	1,959	(1,923)	(78,300)
Other operating expenses	(48,353)	(400)	238	188,947	(1,708)	138,724
Amortization of intangibles				9,482		9,482

	(19,421)	91	(51,684)	1,235,038	(9,828)	1,154,196

Income (loss) before income tax and equity in losses of subsidiaries	155,143	14,409	14,777	(555,238)	(191,340)	(562,249)
Income tax (benefit) expense	(891)	26	21,601	(29,729)	691	(8,302)

Income (loss) before equity in losses of subsidiaries	156,034	14,383	(6,824)	(525,509)	(192,031)	(553,947)
Equity in undistributed losses of subsidiaries	(709,981)	(739,039)	(735,305)		2,184,325

Loss from continuing operations	(553,947)	(724,656)	(742,129)	(525,509)	1,992,294	(553,947)
Loss from discontinued operations, net of income tax				(19,972)		(19,972)
Equity in undistributed losses of discontinued operations	(19,972)	(19,972)	(19,972)		59,916

NET LOSS	$(573,919)	$(744,628)	$(762,101)	$(545,481)	$2,052,210	$(573,919)

174  POPULAR, INC. 2009 ANNUAL REPORT
Condensed Consolidating Statement of Operations

	Year ended December 31, 2008
				All other
	Popular, Inc.	PIBI	PNA	subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	and eliminations	entries	Consolidated

INTEREST AND DIVIDEND INCOME:
Dividend income from subsidiaries	$179,900				$(179,900)
Loans	21,007	$219	$89,167	$1,868,717	(110,648)	$1,868,462
Money market investments	1,730	1,073	1,918	19,056	(5,795)	17,982
Investment securities	30,912	766	894	339,059	(28,063)	343,568
Trading account securities				44,111		44,111

	233,549	2,058	91,979	2,270,943	(324,406)	2,274,123

INTEREST EXPENSE:
Deposits				702,858	(2,736)	700,122
Short-term borrowings	2,943		18,818	181,059	(34,750)	168,070
Long-term debt	39,118		120,605	75,178	(108,174)	126,727

	42,061		139,423	959,095	(145,660)	994,919

Net interest income (loss)	191,488	2,058	(47,444)	1,311,848	(178,746)	1,279,204
Provision for loan losses	40			991,344		991,384

Net interest income (loss) after provision for loan losses	191,448	2,058	(47,444)	320,504	(178,746)	287,820
Service charges on deposit accounts				206,957		206,957
Other service fees				424,971	(8,808)	416,163
Net (loss) gain on sale and valuation adjustments of investment securities		(9,147)		78,863		69,716
Trading account profit				43,645		43,645
Gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale				6,018		6,018
Other operating (loss) income	(15)	11,844	(31,447)	111,360	(4,267)	87,475

	191,433	4,755	(78,891)	1,192,318	(191,821)	1,117,794

OPERATING EXPENSES:
Personnel costs:
Salaries	22,363	395		464,971	(2,009)	485,720
Pension, profit sharing and other benefits	4,816	75		117,927	(73)	122,745

	27,179	470		582,898	(2,082)	608,465
Net occupancy expenses	2,582	29	3	117,842		120,456
Equipment expenses	3,697			107,781		111,478
Other taxes	2,590			50,209		52,799
Professional fees	19,573	12	(24)	107,253	(5,669)	121,145
Communications	314	19	37	51,016		51,386
Business promotion	1,621			61,110		62,731
Printing and supplies	70			14,380		14,450
Impairment losses on long-lived assets				13,491		13,491
FDIC deposit insurance				15,037		15,037
Other operating expenses	(55,012)	(401)	(954)	199,264	(1,596)	141,301
Goodwill and trademark impairment losses				12,480		12,480
Amortization of intangibles				11,509		11,509

	2,614	129	(938)	1,344,270	(9,347)	1,336,728

Income (loss) before income tax and equity in losses of subsidiaries	188,819	4,626	(77,953)	(151,952)	(182,474)	(218,934)
Income tax expense	366		12,962	447,730	476	461,534

Income (loss) before equity in losses of subsidiaries	188,453	4,626	(90,915)	(599,682)	(182,950)	(680,468)
Equity in undistributed losses of subsidiaries	(868,921)	(929,637)	(849,432)		2,647,990

Loss from continuing operations	(680,468)	(925,011)	(940,347)	(599,682)	2,465,040	(680,468)
Loss from discontinued operations, net of income tax				(563,435)		(563,435)
Equity in undistributed losses of discontinued operations	(563,435)	(563,435)	(563,435)		1,690,305

NET LOSS	$(1,243,903)	$(1,488,446)	$(1,503,782)	$(1,163,117)	$4,155,345	$(1,243,903)

Condensed Consolidating Statement of Operations

	Year ended December 31, 2007
				All other
	Popular, Inc.	PIBI	PNA	subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	and eliminations	entries	Consolidated

INTEREST AND DIVIDEND INCOME:
Dividend income from subsidiaries	$383,100				$(383,100)
Loans	20,640	$343	$158,510	$2,045,405	(178,461)	$2,046,437
Money market investments	1,147	370	52	29,612	(5,991)	25,190
Investment securities	37,408	1,800	894	430,285	(28,779)	441,608
Trading account securities				39,000		39,000

	442,295	2,513	159,456	2,544,302	(596,331)	2,552,235

INTEREST EXPENSE:
Deposits				766,945	(1,151)	765,794
Short-term borrowings	3,644		59,801	441,133	(80,048)	424,530
Long-term debt	33,451		149,461	6,577	(133,236)	56,253

	37,095		209,262	1,214,655	(214,435)	1,246,577

Net interest income (loss)	405,200	2,513	(49,806)	1,329,647	(381,896)	1,305,658
Provision for loan losses	2,007			339,212		341,219

Net interest income (loss) after provision for loan losses	403,193	2,513	(49,806)	990,435	(381,896)	964,439
Service charges on deposit accounts				196,072		196,072
Other service fees				370,270	(4,659)	365,611
Net gain (loss) on sale and valuation adjustments of investment securities	115,567	(20,083)		5,385		100,869
Trading account profit				37,197		37,197
Gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale				60,046		60,046
Other operating income (loss)	9,862	15,410	(1,592)	92,605	(2,385)	113,900

	528,622	(2,160)	(51,398)	1,752,010	(388,940)	1,838,134

OPERATING EXPENSES:
Personnel costs:
Salaries	21,062	389		465,366	(1,639)	485,178
Pension, profit sharing and other benefits	5,878	69		130,100	(465)	135,582

	26,940	458		595,466	(2,104)	620,760
Net occupancy expenses	2,327	29	3	106,985		109,344
Equipment expenses	1,755		3	115,324		117,082
Other taxes	1,557			46,932		48,489
Professional fees	12,103	20	47	110,493	(3,140)	119,523
Communications	518			57,574		58,092
Business promotion	2,768			107,141		109,909
Printing and supplies	75		1	15,527		15,603
Impairment losses on long-lived assets				10,478		10,478
FDIC deposit insurance				2,858		2,858
Other operating expenses	(45,817)	(400)	446	158,558	(1,658)	111,129
Goodwill and trademark impairment losses				211,750		211,750
Amortization of intangibles				10,445		10,445

	2,226	107	500	1,549,531	(6,902)	1,545,462

Income (loss) before income tax and equity in losses of subsidiaries	526,396	(2,267)	(51,898)	202,479	(382,038)	292,672
Income tax expense (benefit)	30,288		(18,164)	77,602	438	90,164

Income (loss) before equity in losses of subsidiaries	496,108	(2,267)	(33,734)	124,877	(382,476)	202,508
Equity in undistributed losses of subsidiaries	(293,600)	(237,145)	(206,477)		737,222

Income (loss) from continuing operations	202,508	(239,412)	(240,211)	124,877	354,746	202,508
Loss from discontinued operations, net of income tax				(267,001)		(267,001)
Equity in undistributed losses of discontinued operations	(267,001)	(267,001)	(267,001)		801,003

NET LOSS	$(64,493)	$(506,413)	$(507,212)	$(142,124)	$1,155,749	$(64,493)

176     POPULAR, INC. 2009 ANNUAL REPORT
Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2009
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net loss	$(573,919)	$(744,628)	$(762,101)	$(545,481)	$2,052,210	$(573,919)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in undistributed losses of subsidiaries	729,953	759,011	755,277		(2,244,241)
Depreciation and amortization of premises and equipment	1,573		3	62,875		64,451
Provision for loan losses				1,405,807		1,405,807
Impairment losses on long-lived assets				1,545		1,545
Amortization of intangibles				9,482		9,482
Amortization and fair value adjustment of servicing assets				32,960		32,960
Amortization of discount on junior subordinated debentures	6,765		493			7,258
Net (gain) loss on sale and valuation adjustment of investment securities	(3,008)	10,934		(229,530)	2,058	(219,546)
Earnings from changes in fair value related to instruments measured at fair value pursuant to SFAS No. 159				(1,674)		(1,674)
Net loss (gain) on disposition of premises and equipment	3,006			(3,418)		(412)
Net loss on sale of loans and valuation adjustments on loans held-for-sale				40,268		40,268
(Gain) loss on early extinguishment of debt	(26,439)		(51,898)	1,959	(1,922)	(78,300)
Net amortization of premiums and accretion of discount on investments	335			19,181	(271)	19,245
Net amortization of premiums on loans and deferred loan origination fees and costs				45,031		45,031
(Earnings) losses from investments under the equity method	(692)	(16,558)	1,184	90	(1,719)	(17,695)
Stock options expense	91			111		202
Net disbursements on loans held-for-sale				(1,129,554)		(1,129,554)
Acquisitions of loans held-for-sale				(354,472)		(354,472)
Proceeds from sale of loans held-for-sale				79,264		79,264
Net decrease in trading securities				1,542,470		1,542,470
Net decrease (increase) in accrued income receivable	913	347	1,728	29,553	(1,940)	30,601
Net decrease (increase) in other assets	17,282	6,712	1,020	(194,668)	(13,306)	(182,960)
Net increase (decrease) in interest payable	6,455		(11,605)	(44,485)	1,940	(47,695)
Deferred income taxes	(1,850)		(2,601)	(100,308)	24,869	(79,890)
Net decrease in postretirement benefit obligation				4,223		4,223
Net (decrease) increase in other liabilities	(1,797)	(77)	3,796	39,999	(9,708)	32,213

Total adjustments	732,587	760,369	697,397	1,256,709	(2,244,240)	1,202,822

Net cash provided by (used in) operating activities	158,668	15,741	(64,704)	711,228	(192,030)	628,903

Cash flows from investing activities:
Net decrease (increase) in money market investments	89,643	(15,530)	450,008	(208,181)	(524,083)	(208,143)
Purchases of investment securities:
Available-for-sale	(249,603)			(4,135,171)	191,484	(4,193,290)
Held-to-maturity	(51,539)			(8,023)		(59,562)
Other				(38,913)		(38,913)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	14,226			1,617,381		1,631,607
Held-to-maturity	27,318			114,248		141,566
Other				75,101		75,101
Proceeds from sales of investment securities available-for-sale	426,666			3,590,131	(191,484)	3,825,313
Proceeds from sale of other investment securities				52,294		52,294
Net repayments on loans	717,578		12,800	1,065,164	(741,795)	1,053,747
Proceeds from sale of loans				328,170		328,170
Acquisition of loan portfolios				(72,675)		(72,675)
Capital contribution to subsidiary	(940,000)	(940,000)	(590,000)		2,470,000
Transfer of shares of a subsidiary	(42,971)		42,971
Mortgage servicing rights purchased				(1,364)		(1,364)
Acquisition of premises and equipment	(310)			(69,330)		(69,640)
Proceeds from sale of premises and equipment	14,943			25,300		40,243
Proceeds from sale of foreclosed assets	47			149,900		149,947

Net cash provided by (used in) investing activities	5,998	(955,530)	(84,221)	2,484,032	1,204,122	2,654,401

Cash flows from financing activities:
Net decrease in deposits				(2,058,240)	432,642	(1,625,598)
Net decrease in federal funds purchased and assets sold under agreements to repurchase	(44,471)			(964,027)	89,680	(918,818)
Net (decrease) increase in other short-term borrowings	(18,544)		200	(721,059)	741,795	2,392
Payments of notes payable			(798,880)	(14,197)		(813,077)
Proceeds from issuance of notes payable			675	60,000		60,675
Dividends paid to parent company				(188,125)	188,125
Dividends paid	(71,438)					(71,438)
Issuance costs and fees paid on exchange of preferred stock and trust preferred securities	(29,024)				3,944	(25,080)
Treasury stock acquired	(17)					(17)
Capital contribution from parent		940,000	940,000	590,000	(2,470,000)

Net cash (used in) provided by financing activities	(163,494)	940,000	141,995	(3,295,648)	(1,013,814)	(3,390,961)

Net increase (decrease) in cash and due from banks	1,172	211	(6,930)	(100,388)	(1,722)	(107,657)
Cash and due from banks at beginning of period	2	89	7,668	777,994	(766)	784,987

Cash and due from banks at end of period	$1,174	$300	$738	$677,606	$(2,488)	$677,330

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2008
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net loss	$(1,243,903)	$(1,488,446)	$(1,503,782)	$(1,163,117)	$4,155,345	$(1,243,903)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in undistributed losses of subsidiaries	1,432,356	1,493,072	1,412,867		(4,338,295)
Depreciation and amortization of premises and equipment	2,321		3	70,764		73,088
Provision for loan losses	40			1,010,335		1,010,375
Goodwill and trademark impairment losses				12,480		12,480
Impairment losses on long-lived assets				17,445		17,445
Amortization of intangibles				11,509		11,509
Amortization and fair value adjustment of servicing assets				52,174		52,174
Net loss (gain) on sale and valuation adjustment of investment securities		9,147		(73,443)		(64,296)
Losses from changes in fair value related to instruments measured at fair value pursuant to SFAS No. 159				198,880		198,880
Net loss (gain) on disposition of premises and equipment	57			(25,961)		(25,904)
Loss on sale of loans, including adjustments to indemnity reserves, and adjustments on loans held-for-sale				83,056		83,056
Net amortization of premiums and accretion of discounts on investments	(1,791)			21,675		19,884
Net amortization of premiums on loans and deferred loan origination fees and costs				52,495		52,495
Fair value adjustment of other assets held for sale				120,789		120,789
Losses (earnings) from investments under the equity method	110	(11,845)	4,546	26	(1,753)	(8,916)
Stock options expense	412			687		1,099
Net disbursements on loans held-for-sale				(2,302,189)		(2,302,189)
Acquisitions of loans held-for-sale				(431,789)		(431,789)
Proceeds from sale of loans held-for-sale				1,492,870		1,492,870
Net decrease in trading securities				1,754,419	(319)	1,754,100
Net decrease (increase) in accrued income receivable	642	(412)	(1,383)	59,787	825	59,459
Net (increase) decrease in other assets	(585)	5,245	7,067	99,482	(25,136)	86,073
Net decrease in interest payable	(1,982)		(15,934)	(39,665)	(825)	(58,406)
Deferred income taxes	(444)		12,962	366,733	475	379,726
Net increase in postretirement benefit obligation				3,405		3,405
Net increase (decrease) in other liabilities	9,511	1	(26,835)	(44,293)	25,630	(35,986)

Total adjustments	1,440,647	1,495,208	1,393,293	2,511,671	(4,339,398)	2,501,421

Net cash provided by (used in) operating activities	196,744	6,762	(110,489)	1,348,554	(184,053)	1,257,518

Cash flows from investing activities:
Net (increase) decrease in money market investments	(43,294)	(40,314)	(550,095)	237,491	608,270	212,058
Purchases of investment securities:
Available-for-sale	(188,673)	(181)		(3,887,030)		(4,075,884)
Held-to-maturity	(605,079)			(4,481,090)		(5,086,169)
Other				(193,820)		(193,820)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				2,491,732		2,491,732
Held-to-maturity	801,500			4,476,373		5,277,873
Other				192,588		192,588
Proceeds from sales of investment securities available-for-sale		8,296		2,437,214		2,445,510
Proceeds from sale of other investment securities				49,489		49,489
Net (disbursements) repayments on loans	(1,301,944)	25,150	2,054,214	(991,266)	(879,591)	(1,093,437)
Proceeds from sale of loans				2,426,491		2,426,491
Acquisition of loan portfolios				(4,505)		(4,505)
Capital contribution to subsidiary	(251,512)	(250,000)	(246,800)		748,312
Mortgage servicing rights purchased				(42,331)		(42,331)
Acquisition of premises and equipment	(664)			(145,476)		(146,140)
Proceeds from sale of premises and equipment				60,058		60,058
Proceeds from sale of foreclosed assets				166,683		166,683

Net cash (used in) provided by investing activities	(1,589,666)	(257,049)	1,257,319	2,792,601	476,991	2,680,196

Cash flows from financing activities:
Net decrease in deposits				(164,957)	(589,220)	(754,177)
Net increase (decrease) in federal funds purchased and assets sold under agreements to repurchase	44,471		(117,692)	(1,794,455)	(17,980)	(1,885,656)
Net decrease in other short-term borrowings	(122,232)		(6,473)	(892,692)	(475,648)	(1,497,045)
Payments of notes payable	(61,152)		(1,273,568)	(2,069,253)	1,387,559	(2,016,414)
Proceeds from issuance of notes payable	380,297		8,171	671,630	(32,000)	1,028,098
Dividends paid	(188,644)			(179,900)	179,900	(188,644)
Proceeds from issuance of common stock	17,712					17,712
Proceeds from issuance of preferred stock and associated warrants	1,321,142				3,793	1,324,935
Treasury stock acquired	(61)			(300)		(361)
Capital contribution from parent		250,000	250,000	248,311	(748,311)

Net cash provided by (used in) financing activities	1,391,533	250,000	(1,139,562)	(4,181,616)	(291,907)	(3,971,552)

Net (decrease) increase in cash and due from banks	(1,389)	(287)	7,268	(40,461)	1,031	(33,838)
Cash and due from banks at beginning of period	1,391	376	400	818,455	(1,797)	818,825

Cash and due from banks at end of period	$2	$89	$7,668	$777,994	$(766)	$784,987

178     POPULAR, INC. 2009 ANNUAL REPORT
Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2007
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	Subsidiaries	Entries	Consolidated

Cash flows from operating activities:
Net loss	$(64,493)	$(506,413)	$(507,212)	$(142,124)	$1,155,749	$(64,493)

Adjustments to reconcile net loss to net cash provided by (used in ) operating activities:
Equity in undistributed losses of subsidiaries	560,601	504,146	473,478		(1,538,225)
Depreciation and amortization of premises and equipment	2,365		3	76,195		78,563
Provision for loan losses	2,007			560,643		562,650
Goodwill and trademark impairment losses				211,750		211,750
Impairment losses on long-lived assets				12,344		12,344
Amortization of intangibles				10,445		10,445
Amortization and fair value adjustment of servicing assets				61,110		61,110
Net (gain) loss on sale and valuation adjustment of investment securities	(115,567)	20,083		40,325		(55,159)
Net loss (gain) on disposition of premises and equipment	1			(12,297)		(12,296)
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale				38,970		38,970
Net amortization of premiums and accretion of discounts on investments	(8,244)	7		28,468	7	20,238
Net amortization of premiums on loans and deferred loan origination fees and costs				90,511		90,511
(Earnings) losses from investments under the equity method	(4,612)	(15,410)	1,592	(1,293)	(1,624)	(21,347)
Stock options expense	568			1,195		1,763
Net disbursements on loans held-for-sale				(4,803,927)		(4,803,927)
Acquisitions of loans held-for-sale				(550,392)		(550,392)
Proceeds from sale of loans held-for-sale				4,127,794		4,127,794
Net decrease in trading securities				1,222,266	319	1,222,585
Net (increase) decrease in accrued income receivable	(617)	(51)	(2,690)	11,630	3,560	11,832
Net decrease (increase) in other assets	26,591	4,005	(8,339)	(116,729)	257	(94,215)
Net increase (decrease) in interest payable	1,508		(7,762)	14,827	(3,560)	5,013
Deferred income taxes	1,156		(18,164)	(195,283)	(11,449)	(223,740)
Net increase in postretirement benefit obligation				2,388		2,388
Net increase in other liabilities	4,354	55	8,180	46,795	12,191	71,575

Total adjustments	470,111	512,835	446,298	877,735	(1,538,524)	768,455

Net cash provided by (used in) operating activities	405,618	6,422	(60,914)	735,611	(382,775)	703,962

Cash flows from investing activities:
Net (increase) decrease in money market investments	(37,700)	775	2,402	(664,268)	60,223	(638,568)
Purchases of investment securities:
Available-for-sale	(6,808)	(2)		(886,267)	732,365	(160,712)
Held-to-maturity	(4,087,972)			(25,232,314)		(29,320,286)
Other			(928)	(111,180)		(112,108)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				2,344,225	(735,548)	1,608,677
Held-to-maturity	3,900,087	900		25,034,574		28,935,561
Other				44,185		44,185
Proceeds from sales of investment securities available-for-sale	5,783	17,572		34,812		58,167
Proceeds from sale of other investment securities	245,484	2	865	1		246,352
Net disbursements on loans	(259,763)	(25,150)	(129,969)	(954,507)	(88,536)	(1,457,925)
Proceeds from sale of loans				415,256		415,256
Acquisition of loan portfolios				(22,312)		(22,312)
Capital contribution to subsidiary		(300)			300
Net liabilities assumed, net of cash				719,604		719,604
Mortgage servicing rights purchased				(26,507)		(26,507)
Acquisition of premises and equipment	(522)			(104,344)		(104,866)
Proceeds from sale of premises and equipment	11			63,444		63,455
Proceeds from sale of foreclosed assets				175,974		175,974

Net cash (used in) provided by investing activities	(241,400)	(6,203)	(127,630)	830,376	(31,196)	423,947

Cash flows from financing activities:
Net increase in deposits				2,887,952	1,572	2,889,524
Net increase (decrease) in federal funds purchased and assets sold under agreements to repurchase			9,063	(270,843)	(63,400)	(325,180)
Net increase (decrease) in other short-term borrowings	14,213		260,815	(2,776,773)	(111,056)	(2,612,801)
Payments of notes payable	(5,000)		(444,583)	(2,216,143)	202,449	(2,463,277)
Proceeds from issuance of notes payable	397		363,327	1,061,496		1,425,220
Dividends paid to parent company				(383,100)	383,100
Dividends paid	(190,617)					(190,617)
Proceeds from issuance of common stock	20,414					20,414
Treasury stock acquired	(2,236)			(289)		(2,525)
Capital contribution from parent				300	(300)

Net cash (used in) provided by financing activities	(162,829)		188,622	(1,697,400)	412,365	(1,259,242)

Net increase (decrease) in cash and due from banks	1,389	219	78	(131,413)	(1,606)	(131,333)
Cash and due from banks at beginning of period	2	157	322	949,868	(191)	950,158

Cash and due from banks at end of period	$1,391	$376	$400	$818,455	$(1,797)	$818,825