Form 10-K, Exhibit 13
period 2010-12-31
POPULAR INC
filed 2011-03-01
CIK 763901

Annual Report 2010 Informe Anual

Annual Report 2010 Informe Anual

1	Letter to Shareholders
2	Institutional Values
5	Highlights, Key Facts & Figures
6	A Legacy of Caring
8	25-Year Historical Financial Summary
10	Corporate Information
21	Financial Review and Supplementary Information
11	Carta a los Accionistas
12	Valores Institucionales
15	Puntos Principales, Cifras y Datos Claves
16	Un Legado de Compromiso
18	Resumen Financiero Histórico — 25 Años
20	Información Corporativa
Popular, Inc. (NASDAQ:BPOP) is a full service financial provider based in Puerto Rico with operations in Puerto Rico and the United States. Popular is the leading banking institution by both assets and deposits in Puerto Rico, and ranks 35th in assets among U.S. banks. With 193 branches in Puerto Rico, Popular offers retail and commercial banking services, as well as auto and equipment leasing and financing, mortgage loans, investment banking and broker-dealer services. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.
Popular, Inc. (NASDAQ: BPOP) es un proveedor financiero de servicio completo con base en Puerto Rico y operaciones en Puerto Rico y los Estados Unidos continentales. En Puerto Rico es la institución bancaria líder tanto en activos como en depósitos, y está clasificada como la 35ta en activos entre los bancos estadounidenses. Con 193 sucursales en Puerto Rico, ofrece servicios bancarios a individuos y comerciales, así como arrendamiento y financiamiento de autos y equipo, préstamos hipotecarios, banca de inversión y transacciones de corredores de valores. En los Estados Unidos, Popular ha establecido una franquicia bancaria de base comunitaria mediante la cual provee una amplia gama de servicios y productos financieros, con sucursales en Nueva York, Nueva Jersey, Illinois, Florida y California.

POPULAR, INC. 2010 ANNUAL REPORT  1
letter to SHAREHOLDERS
DEAR SHAREHOLDERS:
I am pleased to report that Popular rose above significant challenges and ended 2010 in a considerably stronger position than the year before. We built up our capital base, further solidified our leadership position in Puerto Rico, and continued making progress in the restructuring of our operations in the United States.
2010 KEY EVENTS
CAPITAL
In the context of a potential FDIC-driven consolidation process in Puerto Rico, we successfully completed a public offering in April, raising a total of $1.15 billion at a price equivalent to $3 per common share. This capital raise, along with the gain generated by the sale of a majority stake in EVERTEC, substantially strengthened all of our capital ratios. These transactions placed us in a position to participate in the consolidation of the Puerto Rico banking market and allowed us to pursue strategies to improve the overall credit quality of our loan portfolio, such as the reclassification and sale of high-risk portfolios.
ACQUISITION OF WESTERNBANK
The closing by the Office of the Commissioner of Financial Institutions, together with the FDIC, of three banks in Puerto Rico, which at the time accounted for 20% of assets in the market, significantly altered the local banking landscape. In what turned out to be the largest FDIC-assisted transaction in 2010, Popular acquired approximately $9 billion in assets and assumed approximately $2.4 billion in deposits. This transaction provided Banco Popular Puerto Rico with a substantial amount of incremental assets with a low level of credit risk since the FDIC reimburses Popular for 80% of the losses incurred on acquired loans. In addition, it further enhanced our leadership position on the island, which as of September 2010, boasted a deposit market share, excluding brokered deposits, of 42% and a loan market share of 32%.
SALE OF EVERTEC
As part of our capital plan, early in the year we launched a process to sell all or a majority interest in EVERTEC. In June, we signed an agreement to sell a 51% interest to Apollo Management. The transaction, which closed in September and valued EVERTEC at approximately $870 million, generated a net gain of $531 million. This was a difficult decision, as this company, this group of colleagues, had grown from within our organization. But the sale was necessary to accomplish other important objectives.
WE ARE PROUD OF EVERTEC AND ITS EVOLUTION, AND WE ARE EXTREMELY SATISFIED WITH THE TRANSACTION, WHICH ALLOWED US TO RETAIN SIGNIFICANT OWNERSHIP.
As both Apollo’s partner and EVERTEC’s largest client, we look forward to participating in the new venture’s growth and success.
RECLASSIFICATION OF LOAN PORTFOLIOS FOR FUTURE SALE
With the objective of reducing credit risk in our balance sheet, in December of 2010 we reclassified approximately $1 billion of loans as held-for-sale with the intent of selling them in the coming months. In Puerto Rico, the reclassification involved approximately $603 million of construction and commercial real estate loans. In January of 2011, we signed a non-binding letter of intent to sell the majority of the reclassified loans. In the United States, we reclassified approximately $396 million of U.S. non-conforming residential mortgages and are actively pursuing several potential sale alternatives. While the reclassification of these portfolios involved marking these loans to market, with a combined incremental provision expense of $176 million, the sale of these assets will substantially reduce non-performing assets in our books and will allow us to refocus the organization and redeploy resources to generate new business.

2  POPULAR, INC. 2010 ANNUAL REPORT
letter to SHAREHOLDERS
FINANCIAL RESULTS AND STOCK PERFORMANCE
POPULAR ACHIEVED A NET INCOME OF $137.4 MILLION IN 2010 COMPARED TO A NET LOSS OF $573.9 MILLION IN 2009.
The results for 2010 include $531 million from the gain on the sale of a majority interest in EVERTEC, as well as additional income from the Westernbank operations acquired in April 2010, partially offset by $176 million in charges related to the reclassification of several portfolios to loans held-for-sale, among other items.
While credit remained the critical issue in 2010, for the first time in five years, we saw signs of stabilization. The provision for loan losses in 2010 totaled $1.0 billion, compared to $1.4 billion in 2009. Excluding the impact of the expense related to the reclassification of various portfolios to held-for-sale, the provision was 41% lower than 2009.
Our stock price closed 2010 at $3.14. While it does not change the fact that our stock lost 85% of its value in the last five years, 2010 was the first year since 2004 that the stock had a year-to-year positive performance. With a 39% gain, BPOP outperformed the S&P 500 and Keefe Bank Indices, as well as our peer institutions in the U.S. and all banks in Puerto Rico.
BANCO POPULAR PUERTO RICO
DURING 2010, BANCO POPULAR PUERTO RICO (BPPR) FOCUSED MOST OF ITS EFFORTS ON INTEGRATING WESTERNBANK’S OPERATIONS AND MANAGING CREDIT QUALITY.
During 2010, BPPR acquired approximately $9 billion in loans and assumed approximately $2.4 billion in deposits. An acquisition of this magnitude normally requires significant attention, but the limited time frame and the complexities related to an FDIC-assisted transaction, demanded even more resources in order to guarantee a smooth transition. I am pleased to report that we completed the system and branch conversion in just four months after the acquisition, leveraging our infrastructure to generate significant synergies.
WE ADDED TWELVE BRANCHES TO OUR NETWORK AND RETAINED APPROXIMATELY 57% OF WESTERNBANK’S EMPLOYEES. OUR HEADCOUNT IN BPPR IS PRACTICALLY AT THE SAME LEVEL IT WAS IN 2007, WHILE ASSETS HAVE INCREASED BY 8% IN THE SAME PERIOD.
The Westernbank acquisition also offers many opportunities to grow our business moving forward. Westernbank had approximately 240,000 clients, 140,000 of which did not have a relationship with Popular at the time of the transaction. Furthermore, the majority only had one banking relationship with Westernbank, which translates into great cross-selling possibilities for us. As of year-end, we had retained more than 90% of the incoming clients, and we are offering the entire array of Popular’s products, services and channels to expand our relationship with them.
The protracted recession in the Puerto Rican economy continued to have a negative impact on BPPR’s credit quality during 2010. Net charge-offs totaled $680 million, an increase of 33% when compared to the previous year, including $153 million related to the decision to promptly charge-off the previously reserved impaired amounts of collateral dependent loans. Higher net charge-offs in the construction, commercial and mortgage portfolios were partially offset by an improvement in the consumer portfolio. Non-performing loans held for investment reached $1.1 billion at the end of 2010, 25% lower than 2009. This decrease was mainly due to the previously discussed reclassification of approximately $603 million of loans as held for sale, most of them in non-accruing status, as well as the charge-off of impaired collateral dependent loans mentioned above.
The groups in charge of managing credit quality have worked diligently to minimize losses. The commercial credit unit aimed for the early detection of problem loans and the timely transfer to a specialized group that develops
Institutional VALUES
SOCIAL COMMITMENT
We work hand-in-hand with our communities. We are committed to actively promote the social and economic well-being of our communities.
CUSTOMER
We develop life-long relationships. Our relationship with the customer takes precedence over any particular transaction. We add value to each interaction by offering high quality personalized service, and efficient and innovative solutions.
INTEGRITY
We live up to the trust placed in us. We adhere to the strictest ethical and moral standards through our daily decisions and actions.

 3
BPPR’S FUNDAMENTALS REMAIN AS STRONG AS EVER, IF NOT MORE SO. AS THE LEADING BANKING FRANCHISE IN PUERTO RICO, WE ARE WELL-POSITIONED TO BENEFIT FROM THE EVENTUAL STABILIZATION OF THE ECONOMY. WE INTEND TO CAPITALIZE ON THESE STRENGTHS TO INCREASE OUR SHARE OF THE MARKET THROUGH A RENEWED FOCUS ON CUSTOMER SERVICE AND EFFICIENCY.
individual action plans for each loan it receives. The construction loan team continued working on accelerating absorption rates through aggressive marketing and sales initiatives and joined forces with Popular Mortgage to take advantage of the housing incentives introduced by the P.R. government in the latter part of the year. The consumer loss mitigation group implemented a more customer-oriented strategy, improving its facilities and creating a dedicated call center.
BPPR registered a net income of $47 million in 2010, compared to net income of $158 million in 2009. This reduction is mostly due to a persistently high provision for loan losses, as well as a gain of $228 million in the sale of securities registered in 2009. However, we are confident that the future sale of the reclassified portfolio, as well as the efforts to manage the quality of the loans on our books, will result in a better credit performance in 2011, lessening its pressure on our results.
BPPR’s fundamentals remain as strong as ever, if not more so. As the leading banking franchise in Puerto Rico, we are well-positioned to benefit from the eventual stabilization of the economy. We intend to capitalize on these strengths to increase our share of the market through a renewed focus on customer service and efficiency.
BANCO POPULAR NORTH AMERICA
BANCO POPULAR NORTH AMERICA (BPNA) CLOSED 2010 WITH A NET LOSS OF $340 MILLION. THOUGH STILL FAR FROM WHERE WE NEED BPNA TO BE, THIS WAS A SIGNIFICANT IMPROVEMENT OVER THE $726 MILLION NET LOSS REGISTERED IN 2009.
The reduction in the net loss was driven by a lower provision for loan losses due to a general improvement in credit quality, partially offset by the impact of several transactions completed at year-end. First, in order to pursue the sale of the riskier portion of our non-conforming residential mortgage portfolio, we reclassified approximately $396 million in loans to held-for-sale, which resulted in an additional provision expense of $120 million. In addition, we terminated approximately $417 million in high-cost borrowings, incurring approximately $22 million in prepayment penalties. Even though these transactions had a significant impact in 2010, BPNA should benefit in the future from lower funding costs and an improvement in credit quality.
BPNA CONTINUED THE IMPLEMENTATION OF THE PLAN ANNOUNCED IN LATE 2008 THAT SEEKS TO FOCUS EFFORTS AND RESOURCES ON THE CORE COMMUNITY BANKING BUSINESS.
As part of the branch network optimization effort, we completed five additional branch consolidations in 2010, bringing the total number of branches from 147 in 2007 to 96 by the end of 2010. To expand our customers’ free access to ATMs, we signed an agreement with Allpoint, a surcharge-free network, which has more than 40,000 ATMs nationwide. We also upgraded our Internet banking service, presenting a more user-friendly layout, improving navigation and adding capabilities such as the ability to open transactional accounts and CDs online. Just seven months after its launch, the number of active users of our Internet platform increased by 19%. We continued expanding our product offering with the introduction of two segment-oriented credit cards, leveraging Banco Popular Puerto Rico’s extensive expertise in this area.
On the commercial and construction loan side, 2010 signaled the reversal of the severe deterioration in credit quality that started in 2006. Non-performing held-for-investment loans in these categories declined by 28% during the year and net charge-offs would have been in line with those in 2009 if not for the decision to accelerate the charge-off of previously reserved impaired amounts of collateral dependent loans. Similar to the rest of the industry, organic loan growth has been challenging due to reduced demand. As a result of last year’s reduction, BPNA’s commercial and construction loan portfolio declined by 19%, although 60% of the reduction came from those business segments we discontinued as part of the restructuring plan.
EXCELLENCE
We strive to excel each day. We believe there is only one way to do things: doing them right from the first time while exceeding expectations.
INNOVATION
We are a driving force for progress. We foster a constant search for innovative ideas and solutions in everything we do, thus enhancing our competitive advantage.
OUR PEOPLE
We have the best talent. We are leaders and work together as a team in a caring and disciplined environment.
PERFORMANCE
We are fully committed to our shareholders. We aim to attain a high level of efficiency, both individually and as a team, to achieve superior and consistent financial results based on a long-term vision.

4  POPULAR, INC. 2010 ANNUAL REPORT
letter to SHAREHOLDERS
One of the most significant events of the year was the rebranding of the Banco Popular North America franchise in the Illinois region. The strategy and the new name, Popular Community Bank, seeks to present non-Hispanic customers with a more inclusive and welcoming proposition while maintaining the strong legacy that Popular has within the Hispanic market. Launched in August, the rebranding pilot was supported by branch improvements, a new corporate attire for our employees and an advertising campaign. Initial results have been encouraging, reflecting an increase in business from non-Hispanic customers. We will continue monitoring results to decide on a potential rollout to other regions.
Convinced that our efforts in the U.S. would benefit greatly from a stronger and more unified management team, in September we named Carlos J. Vázquez President of Banco Popular North America. Carlos, who at the time was the head of the Puerto Rico Consumer Lending Group in Puerto Rico, had also been leading the Retail Banking Operations at BPNA. As expected, Carlos hit the ground running, leading the efforts mentioned above and providing the BPNA team with the energy and direction necessary to continue the successful implementation of our restructuring plan to return BPNA to profitable levels as soon as possible.
OUR ORGANIZATION
In 2010, Ignacio Álvarez joined Popular as General Counsel. Bringing with him extensive experience in banking, corporate finance and securities law, Ignacio has been a great addition to our senior management team. In May, David H. Chafey, Jr. concluded his career at Popular. We thank him his many years of service to our organization.
THE ACHIEVEMENTS I HAVE SHARED WITH YOU ARE THE DIRECT RESULT OF THE WORK OF 8,277 DEDICATED EMPLOYEES WHO THROUGHOUT THE YEAR WENT ABOVE AND BEYOND THE CALL OF DUTY FOR THE BENEFIT OF THE ORGANIZATION.
I also want to express my gratitude to our Board of Directors for its invaluable contribution. There is much talk about corporate governance, and standards and rules abound. But for me, the true test of sound corporate governance is when, in difficult times, a Board strikes the right balance between guidance and support. Popular is blessed to have a Board that has continuously struck this balance throughout these critical years. A very special member of our Board, Frederic V. Salerno, will not run for reelection in 2011 in order to devote more time to other professional responsibilities. Fred has been an integral part of our Board since he became a member in 2003 performing important roles such as Lead Director and Chairman of the Audit Committee with great skill, remarkable dedication and unquestionable integrity. Even though his experience, guidance and camaraderie will be missed by other Board members and management, Fred will always remain a close friend of Popular. The Corporate Governance and Nominating Committee of the Board commenced the process of identifying a new nominee, while William J. Teuber, who has been a Board member since 2004 will assume the role of Lead Director.
There are still challenges ahead, including limited economic growth in our principal markets, the impact of new banking regulations and increased competition as the Puerto Rico banking market recovers from 2010 difficulties. However, we are confident that, given the steps taken in 2010 and our strategies for 2011, Popular is well-positioned to reach operational profitability in 2011. With continued optimism and renewed strength, we will work relentlessly to achieve it.
Sincerely,
RICHARD L. CARRIÓN
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

 5
2010 highlights KEYFACTS & FIGURES
35th largest bank holding company in the U.S.1 with $38.7 billion in assets and 8,277 employees
2010 HIGHLIGHTS
•	Raised $1.6 billion in capital through the secondary offering of 383 million additional shares of common stock in April, and the majority sale of the technology processor EVERTEC to Apollo Management, L.P., giving the Corporation a robust capital base to meet Basel Three requirements.
•	Completed the FDIC-assisted acquisition of Westernbank Puerto Rico, adding $5 billion in earning assets and close to 140,000 clients who previously did not have a relationship with Popular.
•	Reclassified approximately $1 billion of loans held-in-portfolio to held-for-sale, reducing non-performing held-in-portfolio loans by approximately $608 million.
KEY FACTS
•	More than 1.5 million clients

•	193 branches and 54 offices throughout Puerto Rico and the Virgin Islands

•	6,531 FTEs[2]

•	641 ATMs throughout Puerto Rico and the Virgin Islands

•	#1 market share in Total Deposits (42%)[1] and Total Loans (32%)[1]

•	$29.3 billion in assets, $19.5 billion in loans and $20.2 billion in deposits[2]
KEY FACTS
•	Approximately 415,000 clients

•	96 branches throughout five states (Florida, California, New York, New Jersey, and Illinois)

•	1,393 FTEs[2]

•	Access to more than 40,000 ATMs nationwide through Allpoint network

•	E-LOAN held $580 million in deposits[2] and approximately 28,600 clients

•	$9 billion in assets, $6.9 billion in loans and $6.6 billion in total deposits[2]

[1]	As of 9/30/2010

[2]	As of 12/31/2010

6  POPULAR, INC. 2010 ANNUAL REPORT
a legacy OF CARING
SINCE ITS FOUNDATION 117 YEARS AGO, POPULAR HAS DEMONSTRATED A SOLID COMMITMENT TO THE COMMUNITIES IT SERVES. FIRMLY GUIDED BY OUR VALUES, WE CONTRIBUTE IN NUMEROUS WAYS TO ENHANCE THE QUALITY OF LIFE OF THOUSANDS OF PEOPLE. IN 2010, POPULAR EXPANDED ITS OUTREACH FOR SOCIAL DEVELOPMENT THROUGH COLLABORATIVE EFFORTS AND ALLIANCES WITH OTHER ORGANIZATIONS.
DONATIONS
Fundación Banco Popular supports non-profit organizations focused on improving the quality of education that students receive and on the social and economic development of our communities. In 2010, the Fundación invested $1,444,883 in support of 73 organizations in Puerto Rico. In the U.S., Banco Popular Foundation invested $116,350 in support of 27 non-profit organizations.
EDUCATION
In an effort to multiply our individual impact on education non-profits, the Fundación joined three other local foundations and Hispanics in Philanthropy to create the Puerto Rico Donor’s Education Collaborative. The PRDEC is the first collaborative fund created in Puerto Rico to maximize available resources and donations for non-profit organizations working in the education area. In 2010, the PRDEC awarded $320,000 to seven local organizations.
In 2010, the Fundación contributed $321,200 in scholarships to 122 students through the Rafael Carrión Jr. Scholarship Fund, a scholarship program for children of Popular employees. Other educational programs include endowed scholarships for Puerto Rican students in seven colleges and universities and the Rafael Carrión Jr. Academic Excellence Award that granted $56,250 to 75 high school seniors.
ARTS AND MUSIC
Fundación Banco Popular promotes arts and music as an integral part of student education. Since 2008, Fundación joins the local firm Méndez & Co. every year in the Berklee in Puerto Rico program conducted by faculty members of the renowned Berklee College of Music. In 2010, more than 150 students received music classes during the week-long workshop.
For the fifth consecutive year, the Fundación Banco Popular and the Luis A. Ferré Foundation sponsored the Revive the Music project, which promotes music education for children and youngsters. This program serves as a platform to develop music talent through the donation of instruments, community concerts, workshops and concerts with well-known Puerto Rican musicians for the benefit of the participants and the general public.
EMPLOYEE COMMITMENT
Employee involvement goes well beyond monetary contributions. In the U.S., over 650 BPNA employees volunteered 2,800 hours of community service during 2010’s Make a Difference Day benefiting 32 non-profit organizations. In Puerto Rico, the My School in Your Hands project alone counted with the support of 1,600 Popular employees who helped paint and refurbish 70 public schools that serve over 18,000 students.
The generosity of Popular employees is also manifested each year through voluntary contributions to the Fundación. In 2010, 75% of the employees showed their generous commitment to the community by donating $545,198 to the Fundación through payroll deduction.

 7
A HAND TO HAITI
In 2010 Popular responded assertively to support our neighbors in Haiti affected by the earthquake. Fundación Banco Popular established a collection center where food and clothing items donated at the Bank’s branches were classified and sorted in 1,260 boxes, and sent to that country. Close to 300 volunteer employees participated in this effort. The Fundación opened an account to receive donations from the Puerto Rican public to help a local health organization’s efforts in Haiti. Over $320,000 were collected to aid medical volunteer efforts and the establishment of a health clinic outside of Port-Au-Prince. The Fundación also contributed to a conference-workshop for professionals about suggestions for the reconstruction of the country’s capital.
A second account was opened by the Bank to benefit the American Red Cross Puerto Rico for its efforts in Haiti. Collections for this account totaled $920,000. Banco Popular made a direct donation to this fund to make it reach $1 million.
REACHING FOR THE FUTURE
Banco Popular believes that people well-informed about financial matters can contribute greatly to their personal well-being and to the well-being of their community and country. Thus, a Financial Education Program was launched during 2010. A total of 107 workshops were held throughout Puerto Rico, with the participation of 4,107 adults.
In the U.S., Banco Popular de Puerto Rico was recognized for its efforts in carrying out the Teach Children to Save project. Banco Popular reached 109,554 elementary school students, more than any other bank in the nation. BPNA employees personally gave the savings education lessons, providing students with the tools to make smarter, more informed personal finance decisions.
Popular’s commitment to SERVICE translates into numerous forms of expression. Whether as a provider of financial services or as an instigator for progress in our communities, we continue to be guided by our unwavering dedication to serve.

8  POPULAR, INC. 2010 ANNUAL REPORT
Popular, Inc. 25 year HISTORICAL FINANCIAL SUMMARY

(Dollars in millions, except per share data)	1986	1987	1988	1989	1990	1991	1992	1993	1994	1995	1996

Selected Financial Information
Net Income (Loss)	$38.3	$38.3	$47.4	$56.3	$63.4	$64.6	$85.1	$109.4	$124.7	$146.4	$185.2
Assets	4,531.8	5,389.6	5,706.5	5,972.7	8,983.6	8,780.3	10,002.3	11,513.4	12,778.4	15,675.5	16,764.1
Net Loans	2,271.0	2,768.5	3,096.3	3,320.6	5,373.3	5,195.6	5,252.1	6,346.9	7,781.3	8,677.5	9,779.0
Deposits	3,820.2	4,491.6	4,715.8	4,926.3	7,422.7	7,207.1	8,038.7	8,522.7	9,012.4	9,876.7	10,763.3
Stockholders’ Equity	283.1	308.2	341.9	383.0	588.9	631.8	752.1	834.2	1,002.4	1,141.7	1,262.5

Market Capitalization	$304.0	$260.0	$355.0	$430.1	$479.1	$579.0	$987.8	$1,014.7	$923.7	$1,276.8	$2,230.5
Return on Assets (ROA)	0.88%	0.76%	0.85%	0.99%	1.09%	0.72%	0.89%	1.02%	1.02%	1.04%	1.14%
Return on Equity (ROE)	15.12%	13.09%	14.87%	15.87%	15.55%	10.57%	12.72%	13.80%	13.80%	14.22%	16.17%
Per Common Share[1]
Net Income (Loss) — Basic	$0.25	$0.24	$0.30	$0.35	$0.40	$0.27	$0.35	$0.42	$0.46	$0.53	$0.67
Net Income (Loss) — Diluted	$0.25	$0.24	$0.30	$0.35	$0.40	$0.27	$0.35	$0.42	$0.46	$0.53	$0.67
Dividends (Declared)	0.08	0.09	0.09	0.10	0.10	0.10	0.10	0.12	0.13	0.15	0.18
Book Value	1.73	1.89	2.10	2.35	2.46	2.63	2.88	3.19	3.44	3.96	4.40
Market Price	$2.00	$1.67	$2.22	$2.69	$2.00	$2.41	$3.78	$3.88	$3.52	$4.85	$8.44
Assets by Geographical Area
Puerto Rico	92%	94%	93%	92%	89%	87%	87%	79%	76%	75%	74%
United States	7%	5%	6%	6%	9%	11%	10%	16%	20%	21%	22%
Caribbean and Latin America	1%	1%	1%	2%	2%	2%	3%	5%	4%	4%	4%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Traditional Delivery System
Banking Branches
Puerto Rico	124	126	126	128	173	161	162	165	166	166	178
Virgin Islands	3	3	3	3	3	3	3	8	8	8	8
United States	9	9	10	10	24	24	30	32	34	40	44

Subtotal	136	138	139	141	200	188	195	205	208	214	230

Non-Banking Offices
Popular Financial Holdings						27	41	58	73	91	102
Popular Cash Express
Popular Finance		14	17	18	26	26	26	26	28	31	39
Popular Auto				4	9	9	9	8	10	9	8
Popular Leasing, U.S.A.
Popular Mortgage										3	3
Popular Securities											1
Popular Insurance
Popular Insurance Agency U.S.A.
Popular Insurance, V.I.
E-LOAN
EVERTEC

Subtotal		14	17	22	35	62	76	92	111	134	153

Total	136	152	156	163	235	250	271	297	319	348	383
Electronic Delivery System
ATMs
Owned
Puerto Rico	113	136	153	151	211	206	211	234	262	281	327
Virgin Islands		3	3	3	3	3	3	8	8	8	9
United States							6	11	26	38	53

Total	113	139	156	154	214	209	220	253	296	327	389

Transactions (in millions)
Electronic Transactions[2]	8.3	12.7	14.9	16.1	18.0	23.9	28.6	33.2	43.0	56.6	78.0
Items Processed[3]	134.0	139.1	159.8	161.9	164.0	166.1	170.4	171.8	174.5	175.0	173.7
Employees (full-time equivalent)	4,400	4,699	5,131	5,213	7,023	7,006	7,024	7,533	7,606	7,815	7,996

 9

[1]	Per common share data adjusted for stock splits.

[2]	From 1981 to 2003, electronic transactions include ACH, Direct Payment, TelePago Popular, Internet Banking and ATH Network transactions in Puerto Rico. From 2004 to 2009, these numbers were adjusted to include ATH Network transactions in the Dominican Republic, Costa Rica, El Salvador and United States, health care transactions, wire transfers, and other electronic payment transactions in addition to those previously stated. Figures for 2010 only include electronic transactions made by Popular, Inc.’s clients and excludes electronic transactions processed by EVERTEC for other clients.

[3]	After the sale of EVERTEC, Popular’s information technology subsidiary, the Corporation is no longer processing items.

1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010

$209.6	$232.3	$257.6	$276.1	$304.5	$351.9	$470.9	$489.9	$540.7	$357.7	$(64.5)	$(1,243.9)	$(573.9)	$137.4
19,300.5	23,160.4	25,460.5	28,057.1	30,744.7	33,660.4	36,434.7	44,401.6	48,623.7	47,404.0	44,411.4	38,882.8	34,736.3	$38,723.0
11,376.6	13,078.8	14,907.8	16,057.1	18,168.6	19,582.1	22,602.2	28,742.3	31,710.2	32,736.9	29,911.0	26,276.1	23,803.9	26,458.9
11,749.6	13,672.2	14,173.7	14,804.9	16,370.0	17,614.7	18,097.8	20,593.2	22,638.0	24,438.3	28,334.4	27,550.2	25,924.9	26,762.2
1,503.1	1,709.1	1,661.0	1,993.6	2,272.8	2,410.9	2,754.4	3,104.6	3,449.2	3,620.3	3,581.9	3,268.4	2,538.8	$3,800.5

$3,350.3	$4,611.7	$3,790.2	$3,578.1	$3,965.4	$4,476.4	$5,960.2	$7,685.6	$5,836.5	$5,003.4	$2,968.3	$1,455.1	$1,445.4	$3,211.4
1.14%	1.14%	1.08%	1.04%	1.09%	1.11%	1.36%	1.23%	1.17%	0.74%	-0.14%	-3.04%	-1.57%	0.36%
15.83%	15.41%	15.45%	15.00%	14.84%	16.29%	19.30%	17.60%	17.12%	9.73%	-2.08%	-44.47%	-32.95%	4.37%

$0.75	$0.83	$0.92	$0.99	$1.09	$1.31	$1.74	$1.79	$1.98	$1.24	$(0.27)	$(4.55)	$0.24	$(0.06)
$0.75	$0.83	$0.92	$0.99	$1.09	$1.31	$1.74	$1.79	$1.97	$1.24	$(0.27)	$(4.55)	$0.24	$(0.06)
0.20	0.25	0.30	0.32	0.38	0.40	0.51	0.62	0.64	0.64	0.64	0.48	0.02	0.00
5.19	5.93	5.76	6.96	7.97	9.10	9.66	10.95	11.82	12.32	12.12	6.33	3.89	3.67
$12.38	$17.00	$13.97	$13.16	$14.54	$16.90	$22.43	$28.83	$21.15	$17.95	$10.60	$5.16	$2.26	$3.14

74%	71%	71%	72%	68%	66%	62%	55%	53%	52%	59%	64%	65%	74%
23%	25%	25%	26%	30%	32%	36%	43%	45%	45%	38%	33%	32%	23%
3%	4%	4%	2%	2%	2%	2%	2%	2%	3%	3%	3%	3%	3%

100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

201	198	199	199	196	195	193	192	194	191	196	179	173	185
8	8	8	8	8	8	8	8	8	8	8	8	8	8
63	89	91	95	96	96	97	128	136	142	147	139	101	96

272	295	298	302	300	299	298	328	338	341	351	326	282	289

117	128	137	136	149	153	181	183	212	158	134	2
	51	102	132	154	195	129	114	4
44	48	47	61	55	36	43	43	49	52	51	9
10	10	12	12	20	18	18	18	17	15	12	12	10	10
7	8	10	11	13	13	11	15	14	11	24	22
3	11	13	21	25	29	32	30	33	32	32	32	33	36
2	2	2	3	4	7	8	9	12	12	13	7	6	6
			2	2	2	2	2	2	2	2	1	1	1
				1	1	1	1	1	1	1	1	1	1
					1	1	1	1	1	1	1	1	1
								1	1	1	1
		4	4	4	5	5	5	5	7	9	9	9
183	258	327	382	427	460	431	421	351	292	280	97	61	55

455	553	625	684	727	759	729	749	689	633	631	423	343	344

391	421	442	478	524	539	557	568	583	605	615	605	571	624
17	59	68	37	39	53	57	59	61	65	69	74	77	17
71	94	99	109	118	131	129	163	181	192	187	176	136	138

479	574	609	624	681	723	743	790	825	862	871	855	786	779

111.2	130.5	159.4	199.5	206.0	236.6	255.7	568.5	625.9	690.2	772.7	849.4	804.1	381.6
171.9	170.9	171.0	160.2	149.9	145.3	138.5	133.9	140.3	150.0	175.2	202.2	191.7	0
8,854	10,549	11,501	10,651	11,334	11,037	11,474	12,139	13,210	12,508	12,303	10,587	9,407	8,277

10
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
These words, written in 1928 by Rafael Carrión Pacheco, Executive Vice President and President (1927-1956), embody the philosophy of Popular, Inc. in all its markets.
our PEOPLE
The men and women who work for our institution, from the highest executive to the employees who handle the most routine tasks, feel a special pride in serving our customers with care and dedication.
All of them feel the personal satisfaction of belonging to the “Banco Popular Family”, which fosters affection and understanding among its members, and which at the same time firmly complies with the highest ethical and moral standards of behavior.
These words by Rafael Carrión, Jr., President and Chairman of the Board (1956-1991), were written in 1988 to commemorate the 95th anniversary of Banco Popular, and reflect our commitment to human resources.
CORPORATE INFORMATION
Independent Registered Public Accounting Firm:
PricewaterhouseCoopers LLP
Annual Meeting:
The 2011 Annual Stockholders’ Meeting of Popular, Inc. will be held on Thursday, April 28, at 9:00 a.m. at Centro Europa Building in San Juan, Puerto Rico.
Additional Information:
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
Popular, Inc.
EXECUTIVE OFFICERS
RICHARD L. CARRIÓN
Chairman
President & Chief Executive Officer
Popular, Inc. & Banco Popular
de Puerto Rico
JORGE A. JUNQUERA
Senior Executive Vice President
Chief Financial Officer
Corporate Finance Group
Popular, Inc.
CARLOS J. VÁZQUEZ
Executive Vice President
Popular, Inc.
President of Banco Popular
North America
IGNACIO ÁLVAREZ
Executive Vice President
Chief Legal Officer
General Counsel & Corporate
Matters Group
Popular, Inc.
JUAN GUERRERO
Executive Vice President
Financial & Insurance Services Group
Banco Popular de Puerto Rico
AMÍLCAR JORDÁN
Executive Vice President
Corporate Risk Management Group
Popular, Inc.
GILBERTO MONZÓN
Executive Vice President
Individual Credit Group
Banco Popular de Puerto Rico
EDUARDO J. NEGRÓN
Executive Vice President
Administration Group
Popular, Inc.
NÉSTOR O. RIVERA
Executive Vice President
Retail Banking and
Operations Group
Banco Popular de Puerto Rico
ELI SEPÚLVEDA
Executive Vice President
Commercial Credit Group
Popular, Inc.
RICARDO TORO
Executive Vice President
Commercial Banking Group
Banco Popular de Puerto Rico

Financial Review and Supplementary Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis (“MD&A”) provides information which management believes necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the “Corporation” or “Popular”). All accompanying tables, consolidated financial statements and corresponding notes included in this “Financial Review and Supplementary Information - 2010 Annual Report” (“the report”) should be considered an integral part of this MD&A.
FORWARD-LOOKING STATEMENTS
The information included in this report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to the Corporation’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Corporation’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.
Forward-looking statements are not guarantees of future performance and, by their nature, involve certain risks, uncertainties, estimates and assumptions by management that are difficult to predict. Various factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the rate of growth in the economy and employment levels, as well as general business and economic conditions; changes in interest rates, as well as the magnitude of such changes; the fiscal and monetary policies of the federal government and its agencies; changes in federal bank regulatory and supervisory policies, including required levels of capital; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Financial Reform Act) on the Corporation’s businesses, business practices and costs of operations; the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; the performance of the stock and bond markets; competition in the financial services industry; additional Federal Deposit Insurance Corporation (“FDIC”) assessments; and possible legislative, tax or regulatory changes. Other possible events or factors that could cause results or performance to differ materially from those expressed in these forward-looking statements include the following: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; changes in interest rates and market liquidity which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets; adverse movements and volatility in debt and equity capital markets; changes in market rates and prices which may adversely impact the value of financial assets and liabilities; liabilities resulting from litigation and regulatory investigations; changes in accounting standards, rules and interpretations; increased competition; the Corporation’s ability to grow its core businesses; decisions to downsize, sell or close units or otherwise change the business mix of the Corporation; and management’s ability to identify and manage these and other risks. Moreover, the outcome of legal proceedings is inherently uncertain and depends on judicial interpretations of law and the findings of regulators, judges and juries.
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
The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2010, while not all inclusive, discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.
OVERVIEW
The Corporation is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the mainland United States, the Caribbean and Latin America. In Puerto Rico, the Corporation provides retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as auto and equipment leasing and financing, mortgage loans, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA. The Corporation has a 49% interest in EVERTEC, which provides transaction processing services throughout the Caribbean and Latin America.

The Corporation’s net income amounted to $137.4 million for the year ended December 31, 2010, compared with a net loss of $573.9 million for the year ended December 31, 2009 and a net loss of $1.2 billion for the year ended December 31, 2008. The results of 2009 and 2008 included net losses of discontinued operations amounting to $20.0 million and $563.4 million, respectively. The discussions that follow pertain to Popular, Inc.’s continuing operations, unless otherwise indicated.
The year 2010 was one of significant accomplishments for the Corporation. In the context of positioning the Corporation to participate in a potential FDIC-assisted transaction in Puerto Rico, the Corporation enhanced its capital position with an offering of equity whereby it raised $1.15 billion of new common equity capital. This capital raise, along with the after-tax gain of $531.0 million, net of transaction costs, on the sale of a 51% interest in EVERTEC, substantially strengthened the Corporation’s capital ratios, placing it in a position to participate in the consolidation of the Puerto Rico banking market and to pursue strategies to improve the credit quality of its loan portfolio, such as the reclassification to held-for-sale of high-risk portfolios.
Capital raise
During the second quarter of 2010, the Corporation completed the issuance of $1.15 billion of capital through the sale and subsequent conversion of depositary shares representing interests in shares of contingent convertible perpetual non-cumulative preferred stock into common stock. This transaction resulted in the issuance of over 383 million additional shares of common stock in May 2010. The net proceeds from the public offering amounted to approximately $1.1 billion, after deducting the underwriting discount and estimated offering expenses.
Acquisition of Westernbank in an FDIC-assisted transaction
The closing by the Office of the Commissioner of Financial Institutions, together with the FDIC, of three banks in Puerto Rico significantly altered the local banking landscape. On April 30, 2010, BPPR acquired certain assets and assumed certain liabilities of Westernbank Puerto Rico from the Federal Deposit Insurance Corporation (“FDIC”) (herein the “Westernbank FDIC-assisted transaction”). As a result of the Westernbank FDIC-assisted transaction, the Corporation’s total assets as of April 30, 2010 increased by $8.3 billion, principally consisting of a loan portfolio with an estimated fair value of $5.2 billion ($8.6 billion unpaid principal balance prior to purchase accounting adjustments) and a $2.3 billion FDIC loss share indemnification asset. Liabilities with a fair value of approximately $8.3 billion were recognized at the acquisition date, including $2.4 billion of assumed deposits, a $5.8 billion five-year promissory note issued to the FDIC at a fixed annual interest rate of 2.50% and an equity appreciation instrument issued to the FDIC with an estimated fair value of $52.5 million as of April 30, 2010. The indemnification asset represents the portion of estimated losses covered by loss sharing agreements between BPPR and the FDIC. The loss sharing agreements afford the Corporation significant protection against future losses in the acquired loan and other real estate portfolio. The Corporation recorded goodwill of $87 million as part of the transaction. Refer to the Westernbank FDIC-assisted transaction section in this MD&A for additional information on the transaction.
Sale of EVERTEC
On September 30, 2010, the Corporation completed the sale of a majority interest in its processing and technology business EVERTEC, including the businesses transferred by BPPR to EVERTEC in an internal reorganization that is discussed in Note 4 to the consolidated financial statements. Under the terms of the sale, an unrelated third party acquired a 51% interest in EVERTEC for cash pursuant to a leveraged buy-out. The Corporation retained the remaining 49% interest and EVERTEC’s operations in Venezuela and certain related contracts. The Corporation’s investment in EVERTEC is currently accounted for under the equity method and the investment amounted to $197 million at December 31, 2010, which is included in “other assets” in the consolidated statement of condition. As a result of the sale, the Corporation recognized a pre-tax gain, net of transaction costs, of approximately $616.2 million ($531.0 million after-tax), of which $640.8 million was separately disclosed within non-interest income in the consolidated statement of operations and $24.6 million are included as operating expenses (transaction costs). In connection with the sale, Popular entered into various agreements including a master services agreement pursuant to which EVERTEC will continue providing various processing and information technology services to Popular, BPPR, and their respective subsidiaries. The net cash proceeds received by the Corporation after transaction costs and taxes were approximately $528.6 million, which further boosted the Corporation’s liquidity position. The sale had a positive impact of approximately 2.19% on Tier 1 Common, 2.31% on Tier 1 Capital and Total Capital ratios, and of approximately 1.20% on Popular’s Tier 1 Leverage ratio.
Reclassification of loan portfolios for future sale
Actions taken in 2010 to reduce credit risk included the reclassification in the fourth quarter of approximately $1.0 billion of loans held-in-portfolio to held-for-sale. A majority of these loans are expected to be sold in the first quarter of 2011, and consist of approximately $603 million (book value) of construction, commercial real estate and land loans in Puerto Rico and of $396 million (book value) U.S. non-conventional residential mortgage loans. This action resulted in $327 million of write-downs to the allowance for loan losses to mark the loans to estimated sales price, which also considered an additional charge to the provision for loan losses of $176 million. Disposing of these loans will substantially reduce non-performing assets, further reduce the Corporation’s exposure to future real estate losses and allows the Corporation to refocus the organization and redeploy resources to generate new business. The subsequent events section in this MD&A provides more details on the Corporation’s plans with respect to these potential sales.

Financial Highlights
Table A provides selected financial data for the past five years.
Table A
Selected Financial Data

	Year ended December 31,
(Dollars in thousands, except per
share data)	2010	2009	2008	2007	2006

CONDENSED STATEMENTS OF OPERATIONS
Interest income	$1,948,246	$1,854,997	$2,274,123	$2,552,235	$2,455,239
Interest expense	653,381	753,744	994,919	1,246,577	1,200,508

Net interest income	1,294,865	1,101,253	1,279,204	1,305,658	1,254,731

Provision for loan losses	1,011,880	1,405,807	991,384	341,219	187,556
Non-interest income	1,288,193	896,501	829,974	873,695	770,509
Operating expenses	1,325,547	1,154,196	1,336,728	1,545,462	1,278,231
Income tax expense (benefit)	108,230	(8,302)	461,534	90,164	139,694

Income (loss) from continuing operations	137,401	(553,947)	(680,468)	202,508	419,759
Loss from discontinued operations, net of tax	—	(19,972)	(563,435)	(267,001)	(62,083)

Net income (loss):	$137,401	$(573,919)	$(1,243,903)	$(64,493)	$357,676

Net (loss) income applicable to common stock	$(54,576)	$97,377	$(1,279,200)	$(76,406)	$345,763

PER COMMON SHARE DATA [1]

Net (loss) income:
Basic and diluted:
From continuing operations	$(0.06)	$0.29	$(2.55)	$0.68	$1.46
From discontinued operations	—	(0.05)	(2.00)	(0.95)	(0.22)

Total	$(0.06)	$0.24	$(4.55)	$(0.27)	$1.24

Dividends declared	—	$0.02	$0.48	$0.64	$0.64
Book Value	$3.67	3.89	6.33	12.12	12.32
Market Price	3.14	2.26	5.16	10.60	17.95
Outstanding shares:
Average — basic	885,154,040	408,229,498	281,079,201	279,494,150	278,468,552
Average — diluted	885,154,040	408,229,498	281,079,201	279,494,150	278,703,924
End of period	1,022,727,802	639,540,105	282,004,713	280,029,215	278,741,547
AVERAGE BALANCES

Net loans [2]	$25,821,778	$24,836,067	$26,471,616	$25,380,548	$24,123,315
Earning assets	34,154,021	34,083,406	36,026,077	36,374,143	36,895,536
Total assets	38,318,896	36,569,370	40,924,017	47,104,935	48,294,566
Deposits	26,650,497	26,828,209	27,464,279	25,569,100	23,264,132
Borrowings	7,448,021	5,832,896	7,378,438	9,356,912	12,498,004
Total stockholders’ equity	3,259,167	2,852,065	3,358,295	3,861,426	3,741,273
PERIOD END BALANCES

Net loans [2]	$26,458,855	$23,803,909	$26,268,931	$29,911,002	$32,736,939
Allowance for loan losses	793,225	1,261,204	882,807	548,832	522,232
Earning assets	33,507,582	32,340,967	36,146,389	40,901,854	43,660,568
Total assets	38,722,962	34,736,325	38,882,769	44,411,437	47,403,987
Deposits	26,762,200	25,924,894	27,550,205	28,334,478	24,438,331
Borrowings	6,946,955	5,288,748	6,943,305	11,560,596	18,533,816
Total stockholders’ equity	3,800,531	2,538,817	3,268,364	3,581,882	3,620,306
SELECTED RATIOS
Net interest margin (taxable equivalent basis)	3.82%	3.47%	3.81%	3.83%	3.72%
Return on average total assets	0.36	(1.57)	(3.04)	(0.14)	0.74
Return on average common stockholders’ equity	4.37	(32.95)	(44.47)	(2.08)	9.73
Tier I Capital to risk-adjusted assets	14.54	9.81	10.81	10.12	10.61
Total Capital to risk-adjusted assets	15.81	11.13	12.08	11.38	11.86

[1]	Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods.

[2]	Includes loans held-for-sale and covered loans.

As indicated earlier, the Corporation achieved net income of $137.4 million in 2010, compared with a net loss of $573.9 million in 2009. The net income for 2010 primarily reflects the after-tax gain of $531.0 million on the sale of the majority interest in EVERTEC.
Table B presents a five-year summary of the components of net income (loss) as a percentage of average total assets.
Table B
Components of Net Income (Loss) as a Percentage of Average Total Assets

	Year ended December 31,
	2010	2009	2008	2007	2006

Net interest income	3.38%	3.01%	3.13%	2.77%	2.60%

Provision for loan losses	(2.64)	(3.84)	(2.42)	(0.72)	(0.39)

Net gain on sale and valuation adjustments of investment securities	0.01	0.60	0.17	0.21	0.04
Net (loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(0.15)	(0.10)	0.01	0.13	0.16

Trading account profit	0.04	0.11	0.11	0.08	0.08

FDIC loss share expense	(0.06)	—	—	—	—

Fair value change in equity appreciation instrument	0.11	—	—	—	—

Gain on sale of processing and technology business	1.67	—	—	—	—

Other non-interest income	1.74	1.84	1.74	1.43	1.32

Total net interest income and non-interest income, net of provision for loan losses	4.10	1.62	2.74	3.90	3.81

Operating expenses	(3.46)	(3.16)	(3.27)	(3.28)	(2.65)

Income (loss) from continuing operations before income tax	0.64	(1.54)	(0.53)	0.62	1.16

Income tax (expense) benefit	(0.28)	0.02	(1.13)	(0.19)	(0.29)

Income (loss) from continuing operations	0.36	(1.52)	(1.66)	0.43	0.87

Loss from discontinued operations, net of tax	—	(0.05)	(1.38)	(0.57)	(0.13)

Net income (loss)	0.36%	(1.57%)	(3.04%)	(0.14%)	0.74%

The discussion that follows provides highlights of the Corporation’s results of operations for the year ended December 31, 2010 compared to the results of operations of 2009. It also provides some highlights with respect to the Corporation’s financial condition, credit quality, capital and liquidity.
•	Higher net interest income by $193.6 million, principally derived from interest income on the Westernbank acquired loans. Also, continued reduction in the cost of funding deposits has helped offset the negative effect brought by the reduction in the Corporation’s loan balances;

•	Lower provision for loan losses by $393.9 million, principally driven by a decrease of $380.0 million in the provision for loan losses in the BPNA reportable segment, which was principally as a result of lower reserve requirements during 2010 for commercial loans, construction loans, U.S. non-conventional residential mortgages and home equity lines of credit;

•	Higher non-interest income by $391.7 million, mainly from the gain on the EVERTEC sale, partially offset by lower gains on the sale of investment securities;

•	Higher operating expenses by $171.4 million, mostly due to prepayment penalties on the early extinguishment of debt of $38.8 million in 2010, compared with gains of $78.3 million in 2009; and

•	An unfavorable variance in income tax of $116.5 million, principally due to higher taxable income in the Puerto Rico operations, mostly related to capital gains on the sale of EVERTEC, and lower benefit on net tax exempt interest income.
In late 2008, the Corporation discontinued the operations of Popular Financial Holdings (“PFH”) by selling assets and closing service branches and other units. The loss from discontinued operations, net of taxes, for the years ended December 31, 2009 and 2008 was $20.0 million and $563.4 million, respectively. The results of PFH are presented as part of “Loss from discontinued operations, net of income tax” in Table A. The discussions in this MD&A pertain to Popular, Inc.’s continuing operations, unless otherwise indicated. Refer to the Discontinued Operations section in this MD&A for additional financial information.
Total assets at December 31, 2010 amounted to $38.7 billion, an increase of $4.0 billion, or 11%, compared with December 31, 2009. Total earning assets at December 31, 2010 increased by $1.2 billion, or 4%, compared with December 31, 2009. Total assets and total earning assets amounted to $38.9 billion and $36.1 billion, respectively, at December 31, 2008. The increase in total assets, when compared to December 31, 2009, was principally in loans held-in-portfolio by $1.9 billion, due to the loan portfolio acquired in the Westernbank FDIC-assisted transaction, partially offset by reductions in the Corporation’s non-covered loan portfolio. Also, the increase in total assets was related to the $2.3 billion FDIC loss share indemnification asset, partially offset by a decline in investment securities available-for-sale by $1.5 billion. The decline in the Corporation’s loan portfolio, excluding the impact of the covered loans acquired, was influenced by high levels of loan charge-offs and the impact of exiting origination channels at BPNA as part of the restructuring activities undertaken during 2009. Also, the decline in loan originations reflects low demand in a weak economic environment. The reduction in total assets from 2008 to 2009 was also influenced by running off portfolio, charge-offs and low demand.
Refer to Statement of Condition Analysis section of this MD&A for the percentage allocation of the composition of the Corporation’s financing to total assets. Deposits totaled $26.8 billion at December 31, 2010, compared with $25.9 billion at December 31, 2009 and $27.6 billion at December 31, 2008. The increase in deposits during 2010 was associated with the Westernbank FDIC-assisted transaction, partially offset by lower volume of brokered certificates of deposit and reductions due to the effect of closure, sale and consolidation of branches in the U.S. mainland operations, and the attrition impact due to the reduction in the pricing of deposits, including internet deposits. Borrowed funds amounted to $6.9 billion at December 31, 2010, compared with $5.3 billion at December 31, 2009 and $6.9 billion at December 31, 2008. The increase in borrowings from December 31, 2009 to the same date in 2010 was related to the note issued to the FDIC in the Westernbank FDIC-assisted transaction, which had a carrying amount of $2.5 billion at December 31, 2010, partially offset by the impact of deleveraging strategies. The reduction in borrowings from 2008 to 2009 was the result of a smaller asset base given the reduction in size of the BPNA’s operations, reduced loan levels in the Puerto Rico operations and sale of securities.
For detailed information on lending and investing activities, refer to the Statement of Condition Analysis and the Credit Risk Management and Loan Quality sections of this MD&A. A glossary of selected financial terms has been included at the end of this MD&A.
Stockholders’ equity totaled $3.8 billion at December 31, 2010, compared with $2.5 billion at December 31, 2009. The increase in stockholders’ equity from the end of 2009 to December 31, 2010 was principally due to the capital raised from the common stock issuance. Stockholders’ equity amounted to $3.3 billion at December 31, 2008. The reduction in total stockholders’ equity from December 31, 2008 to 2009 was principally due to the net loss incurred in 2009.
At December 31, 2010, the Corporation was well-capitalized under the regulatory framework. Refer to Table J of this report for information on capital adequacy data, including regulatory capital ratios.
The shares of the Corporation’s common stock are traded on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) system under the symbol BPOP. Table C shows the Corporation’s common stock performance on a quarterly basis during the last five years, including market prices and cash dividends declared.

Further discussions of operating results, financial condition and business risks are presented in the narrative and tables included herein.
Table C
Common Stock Performance

			Cash Dividends				Price /
	Market Price		Declared Per	Book Value	Dividend	Dividend	Earnings	Market / Book
	High	Low	Share	Per Share	Payout Ratio	Yield [1]	Ratio	Ratio

2010				$3.67	N.M.	N.M.	N.M.	85.56%
4th quarter	$3.14	$2.70	$0.00
3rd quarter	2.95	2.45	0.00
2nd quarter	4.02	2.64	0.00
1st quarter	2.91	1.75	0.00

2009				3.89	N.M.	2.55%	N.M.	58.10
4th quarter	$2.80	$2.12	$0.00
3rd quarter	2.83	1.04	0.00
2nd quarter	3.66	2.19	0.00
1st quarter	5.52	1.47	0.02

2008				6.33	N.M.	6.17	N.M.	81.52
4th quarter	$8.61	$4.90	$0.08
3rd quarter	11.17	5.12	0.08
2nd quarter	13.06	6.59	0.16
1st quarter	14.07	8.90	0.16

2007				12.12	N.M.	4.38	(39.26x )	87.46
4th quarter	$12.51	$8.65	$0.16
3rd quarter	16.18	11.38	0.16
2nd quarter	17.49	15.82	0.16
1st quarter	18.94	15.82	0.16

2006				12.32	51.02%	3.26	14.48	145.70
4th quarter	$19.66	$17.23	$0.16
3rd quarter	20.12	17.41	0.16
2nd quarter	21.98	18.53	0.16
1st quarter	21.20	19.54	0.16

[1]	Based on the average high and low market price for the four quarters.
N.M. — Not meaningful.

The following table provides a calculation of net income (loss) per common share (“EPS”) for the years ended December 31, 2010 and 2009.
Table — Net Income per Common Share

(In thousands, except share information)	2010	2009

Net income (loss) from continuing operations	$137,401	$(553,947)

Net loss from discontinued operations	—	(19,972)

Preferred stock dividends	(310)	(39,857)

Deemed dividend on preferred stock [1]	(191,667)	—

Preferred stock discount accretion	—	(4,515)

Favorable impact from exchange of shares of Series A and B preferred stock for common stock, net of issuance costs	—	230,388

Favorable impact from exchange of Series C preferred stock for trust preferred securities	—	485,280

Net (loss) income applicable to common stock	$(54,576)	$97,377

Average common shares outstanding	885,154,040	408,229,498
Average potential dilutive common shares	—	—

Average common shares outstanding- assuming dilution	885,154,040	408,229,498

Basic and diluted EPS from continuing operations	$(0.06)	$0.29

Basic and diluted EPS from discontinued operations	—	(0.05)

Basic and diluted EPS	$(0.06)	$0.24

[1]	Deemed dividend related to the issuance of depositary shares and the conversion of the preferred stock into shares of common stock in the second quarter of 2010.

The principal factor that has affected the Corporation’s capital resources and results of operations in recent periods is the deterioration of credit quality and its related impact on the allowance for loan losses and provision. The deterioration of credit quality has been the result of the recessionary environment both in Puerto Rico and the mainland United States and the associated reduction in real estate and housing values in both markets. In addition, during the last three years the Corporation has incurred substantial losses in exiting certain non-conventional mortgage related operations in the mainland United States.
During 2010, the Corporation’s operations in Puerto Rico, its principal market, continued to experience a high level of charge-offs in the commercial and construction loan portfolios principally due to reductions in real estate collateral values. Credit management has remained a primary area of focus in the BPPR reportable segment, principally in the commercial and construction lending areas. The continuing recession in Puerto Rico makes loan growth a challenge.
Given the challenging economic environment in Puerto Rico, the Corporation’s credit metrics for its Puerto Rico operations will remain under pressure for 2011, particularly with respect to mortgage related assets. The Island’s economy remained sluggish during 2010 and job creation continues to be a challenge. The government administration has taken a pragmatic approach toward a turnaround, reducing the budget deficit by close to 60% through difficult yet necessary cost-cutting initiatives. In September 2010, the Puerto Rico government signed into law an aggressive housing incentive package, providing a much needed jolt to the residential housing market. The whole package is generous, targets primarily new homes but also benefits existing ones, and has a ten-month expiration period which encourages people to act promptly. The program reduces cash outlays at closing and grants significant tax exemptions, such as no capital gain tax in the future sale of an acquired new home, no tax on rental income for 10 years and no property taxes for 5 years on new homes. Following the enactment of this new law, the Corporation saw an increase in interest among potential buyers and in originations for the fourth quarter of 2010.
In the U.S. mainland, management remains focused on managing legacy assets and improving the performance of BPNA’s core banking business. The credit performance of BPNA has improved, resulting in a reduction in the provision for loan losses for the year 2010. The U.S. operations have followed the general credit trends on the mainland demonstrating progressive improvement. BPNA’s top line income has remained steady. Management is working on increasing BPNA’s customer base as it moves from being mainly a Hispanic-focused bank to a more broad-based community bank.

WESTERNBANK FDIC-ASSISTED TRANSACTION
As indicated previously, on April 30, 2010, BPPR entered into a purchase and assumption agreement with the FDIC to acquire certain assets and assume certain deposits and liabilities of Westernbank Puerto Rico.
The following table presents the fair values of major classes of identifiable assets acquired and liabilities assumed by the Corporation as of the April 30, 2010 acquisition date.

	Book value			As recorded by
	prior to purchase	Fair value	Additional	Popular, Inc. on
(In thousands)	accounting adjustments	adjustments	consideration	April 30, 2010

Assets:
Cash and money market investments	$358,132	—	—	$358,132
Investment in Federal Home Loan Bank stock	58,610	—	—	58,610
Loans	8,554,744	$(3,354,287)	—	5,200,457
FDIC loss share indemnification asset	—	2,337,748	—	2,337,748
Covered other real estate owned	125,947	(73,867)	—	52,080
Core deposit intangible	—	24,415	—	24,415
Receivable from FDIC (associated to the note issued to the FDIC)	—	—	$111,101	111,101
Other assets	44,926	—	—	44,926

Total assets	$9,142,359	$(1,065,991)	$111,101	$8,187,469

Liabilities:
Deposits	$2,380,170	$11,465	—	$2,391,635
Note issued to the FDIC (including a premium of $12,411 resulting from the fair value adjustment)	—	—	$5,770,495	5,770,495
Equity appreciation instrument	—	—	52,500	52,500
Contingent liability on unfunded loan commitments	—	45,755	—	45,755
Accrued expenses and other liabilities	13,925	—	—	13,925

Total liabilities	$2,394,095	$57,220	$5,822,995	$8,274,310

Excess of assets acquired over liabilities assumed	$6,748,264	—	—	—

Aggregate fair value adjustments	—	$(1,123,211)	—	—

Aggregate additional consideration, net	—	—	$5,711,894	—

Goodwill on acquisition	—	—	—	$86,841

During the fourth quarter of 2010, retrospective adjustments were made to the estimated fair values of assets acquired and liabilities assumed associated with the Westernbank FDIC-assisted transaction to reflect new information obtained during the measurement period (as defined by ASC Topic 805), about facts and circumstances that existed as of the acquisition date that, if known, would have affected the acquisition-date fair value measurements. The retrospective adjustments were mostly driven by refinements in credit loss assumptions because of new information that became available. The revisions principally resulted in a decrease in the estimated credit losses, thus increasing the fair value of acquired loans and reducing the FDIC loss share indemnification asset.
The fair values assigned to the assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisition, as new information relative to closing date fair values becomes available, and thus the recognized goodwill may increase or decrease.

The following table depicts the principal changes in fair value as previously reported in Form 10-Qs filed during 2010 and the revised amounts recorded during the measurement period with general explanations of the major changes.

	April 30, 2010	April 30, 2010
(In thousands)	As recasted [a]	As previously reported [b]	Change

Assets:

Loans	$8,554,744	$8,554,744	—
Less: Discount	(3,354,287)	(4,293,756)	$939,469	[c]

Net loans	5,200,457	4,260,988	939,469
FDIC loss share indemnification asset	2,337,748	3,322,561	(984,813)	[d]
Goodwill	86,841	106,230		(19,389)

Other assets	649,264	670,419	(21,155)	[e]

Total assets	$8,274,310	$8,360,198		$(85,888)

Liabilities:

Deposits	$2,391,635	$2,391,635	—
Note issued to the FDIC	5,770,495	5,769,696	$799	[f]
Equity appreciation instrument	52,500	52,500	—
Contingent liability on unfunded loan commitments	45,755	132,442	(86,687)	[g]
Other liabilities	13,925	13,925	—

Total liabilities	$8,274,310	$8,360,198		$(85,888)

[a]	Amounts reported include retrospective adjustments during the measurement period (ASC Topic 805) related to the Westernbank FDIC-assisted transaction.

[b]	Amounts are presented as previously reported.

[c]	Represents the increase in management’s best estimate of fair value mainly driven by lower expected future credit losses on the acquired loan portfolio based on facts and circumstances existent as of the acquisition date but known to management during the measurement period. The main factors that influenced the revised estimated credit losses included review of collateral, revised appraised values, and review of borrower’s payment capacity in more thorough due diligence procedures.

[d]	This reduction is directly influenced by the reduction in estimated future credit losses as they are substantially covered by the FDIC under the 80% FDIC loss sharing agreements. The FDIC loss share indemnification asset decreased in a greater proportion than the reduction in the loan portfolio estimated future credit losses because of the true-up provision of the loss sharing agreement. As part of the agreement with the FDIC, the Corporation has agreed to make a true-up payment to the FDIC in the event losses on the loss sharing agreements fail to reach expected levels as determined under the criteria stipulated in the agreements. The true-up payment represents an estimated liability of $169 million for the recasted estimates, compared with an estimated liability of $50 million in the original reported estimates. This estimated liability is accounted for as part of the indemnification asset.

[e]	Represents revisions to acquisition date estimated fair values of other real estate properties based on new appraisals obtained.

[f]	Represents an increase in the premium on the note issued to the FDIC, also influenced by the cash flow streams impacted by the revised loan payment estimates.

[g]	Reduction due to revised credit loss estimates and commitments.

The following table summarizes the principal changes in the statement of operations as a result of the recasting for retrospective adjustments for the quarters ended June 30, 2010 and September 30, 2010.

	As recasted	As previously reported		As recasted	As previously reported
(In thousands)	2nd Quarter 2010	2nd Quarter 2010	Difference	3rd Quarter 2010	3rd Quarter 2010	Difference

Net interest income	$314,595	$278,976	$35,619	$356,778	$386,918	$(30,140)
Provision for loan losses	202,258	202,258	—	215,013	215,013	—

Net interest income after provision for loan losses	112,337	76,718	35,619	141,765	171,905	(30,140)

Non-interest income	198,827	215,858	(17,031)	825,894	796,524	29,370

Operating expenses	328,416	328,416	—	371,541	371,547	(6)

(Loss) income before income tax	(17,252)	(35,840)	18,588	596,118	596,882	(764)

Income tax expense	27,238	19,988	7,250	102,032	102,388	(356)

Net (loss) income	$(44,490)	$(55,828)	$11,338	$494,086	$494,494	$(408)

The assets acquired and liabilities assumed were recorded at their estimated fair values as of the April 30, 2010 transaction date. These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available.
The Corporation refers to the loans acquired in the Westernbank FDIC-assisted transaction, except credit cards, as “covered loans” as the Corporation will be reimbursed by the FDIC for a substantial portion of any future losses on such loans under the terms of the loss sharing agreements. Foreclosed other real estate properties are also covered under the loss sharing agreements. Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse BPPR for losses with respect to assets covered by such agreements (collectively, “covered assets”) begins with the first dollar of loss incurred. On a combined basis, the FDIC will reimburse BPPR for 80% of all qualifying losses with respect to the covered assets. BPPR will reimburse the FDIC for 80% of qualifying recoveries with respect to losses for which the FDIC reimbursed BPPR. The loss sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss sharing and BPPR reimbursement to the FDIC to last for ten years, and the loss sharing agreement applicable to commercial and other assets provides for FDIC loss sharing and BPPR reimbursement to the FDIC to last for five years, with additional recovery sharing for three years thereafter.
In June 2020, approximately ten years following the acquisition date, BPPR may be required to make a payment to the FDIC in the event that losses on covered assets under the loss sharing agreements have been less than originally estimated as determined pursuant to a formula established under the agreements that is described in Note 3 to the accompanying consolidated financial statements.
The FDIC has certain rights to withhold loss sharing payments if BPPR does not perform its obligations under the loss sharing agreements in accordance with their terms and to withdraw the loss share protection if certain significant transactions are effected without FDIC consent.
Covered loans under loss sharing agreements with the FDIC are reported in loans exclusive of the estimated FDIC loss share indemnification asset. The covered loans acquired in the Westernbank transaction are, and will continue to be, reviewed for collectability. Refer to the Critical Accounting Policies / Estimates section of this MD&A for the Corporation’s accounting policy on acquired loans and related indemnification assets.
As part of the consideration for the transaction, the FDIC received an equity appreciation instrument in which BPPR agreed to make a cash payment to the holder thereof equal to the product of (a) 50 million and (b) the amount by which the average volume weighted price of the Corporation’s common stock over the two NASDAQ trading days immediately prior to the date on which the equity appreciation instrument is exercised exceeds $3.43 (Popular, Inc.’s 20-day trailing average common stock price on April 27, 2010). The equity appreciation instrument is exercisable by the FDIC, in whole or in part, up to May 7, 2011. As of April 30, 2010, the fair value of the equity appreciation instrument was estimated at $52.5 million, compared with $9.9 million at December 31, 2010. The equity appreciation instrument is recorded as a liability and any subsequent changes in its estimated fair value are recognized in earnings, adding volatility to the Corporation’s results of operations.
Refer to the Critical Accounting Policies / Estimates section and the Statement of Condition Analysis section of this MD&A, as well as Notes 2 and 3 of the consolidated financial statements for additional information on the accounting and additional information on the FDIC-assisted transaction.

SUBSEQUENT EVENTS
Management has evaluated the effects of subsequent events that have occurred subsequent to December 31, 2010. There are no material events that would require recognition in the consolidated financial statements for the year ended December 31, 2010. Events occurring subsequent to December 31, 2010 not disclosed elsewhere in the consolidated financial statements are included in the section below.
BPPR — Sale of Construction and Commercial Loans
In January 2011, BPPR signed a non-binding letter of intent to sell approximately $500 million (book value) of construction and commercial real estate loans, approximately 75% of which are non-performing, to a newly created joint venture that will be majority owned by an unrelated third party for a purchase price equal to 47% of their unpaid principal balance at December 31, 2010. The loans are part of a portfolio of approximately $603 million (book value) of construction, commercial real estate and land loans that were reclassified as loans held-for-sale at December 31, 2010. The unpaid principal balance of the loans does not reflect any charge-offs previously taken by the Corporation, which are reflected in their book value.
As part of the transaction, BPPR will make a 24.9% equity investment in the venture. BPPR will also provide financing to the venture for the acquisition of the loans in an amount equal to 50% of the purchase price and certain closing costs. In addition, BPPR will provide financing to the venture to cover unfunded commitments related to certain construction projects (subject to customary conditions of construction draws) and to fund certain operating expenses of the venture. The transaction, which is subject to the completion of due diligence and the execution of definitive documentation, as well as customary closing conditions, is expected to close during the first quarter of 2011. The terms of the non-binding letter were used as a basis for pricing the loans on an aggregate basis upon reclassification to loans held-for-sale.
BPNA — Sale of Non-Conventional Mortgage Loans
On February 28, 2011, BPNA sold to an unrelated third party approximately $288 million (book value) of its approximately $396 million (book value) non-conventional mortgage loan portfolio classified as held-for-sale at December 31, 2010, for a purchase price of approximately $156 million, or 44% of their legal unpaid principal balance. BPNA is engaged in negotiations to sell the remaining portion of this loan portfolio to the same unrelated third party.
New Tax Code in Puerto Rico
On January 31, 2011, the Governor of Puerto Rico signed into law a new Internal Revenue Code for Puerto Rico. The most significant impact on corporations of this new Code is the reduction in the marginal corporate income tax rate from 39% to 30%. As a result of this reduction in rate, the Corporation will recognize an additional tax expense of $103.3 million during the first quarter of 2011 and a corresponding reduction in its deferred tax assets, which had been recognized at the higher marginal corporate income tax rate. Under the new code, the Corporation has a one-time election to opt-out of the new reduced rate. This election must be made with the filing of the 2011 income tax return. Currently, the corporate income tax rate is 40.95% due to a temporary five percent surtax approved in March 2009 for years beginning on January 1, 2009 through December 31, 2011.
CRITICAL ACCOUNTING POLICIES / ESTIMATES
The accounting and reporting policies followed by the Corporation and its subsidiaries conform with generally accepted accounting principles (“GAAP”) in the United States of America and general practices within the financial services industry. The Corporation’s significant accounting policies are described in detail in Note 2 to the consolidated financial statements and should be read in conjunction with this section.
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
Fair Value Measurement of Financial Instruments
The Corporation measures fair value as required by ASC Subtopic 820-10 “Fair Value Measurements and Disclosures”; which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Corporation currently measures at fair value on a recurring basis its trading assets, available-for-sale securities, derivatives, mortgage servicing rights and the equity appreciation instrument. Occasionally, the Corporation may be required to record at fair value other assets on a nonrecurring basis, such as loans held-for-sale, impaired loans held-in-portfolio that are collateral dependent and certain other assets. These nonrecurring fair value adjustments typically result from the application of lower of cost or fair value accounting or write-downs of individual assets.
The Corporation categorizes its assets and liabilities measured at fair value under the three-level hierarchy. The level within the hierarchy is based on whether the inputs to the valuation methodology used for fair value measurement are observable. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date. No significant degree of judgment for these valuations is needed, as they are based on quoted prices that are readily available in an active market.

•	Level 2 - Quoted prices other than those included in Level 1 that are observable either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and other inputs that are observable or that can be corroborated by observable market data for substantially the full term of the financial instrument.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value measurement of the financial asset or liability. Unobservable inputs reflect the Corporation’s own assumptions about what market participants would use to price the asset or liability, including assumptions about risk. The inputs are developed based on the best available information, which might include the Corporation’s own data such as internally-developed models and discounted cash flow analyses.
The Corporation requires the use of observable inputs when available, in order to minimize the use of unobservable inputs to determine fair value. The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing on those securities. The amount of judgment involved in estimating the fair value of a financial instrument depends upon the availability of quoted market prices or observable market parameters. In addition, it may be affected on other factors such as the type of instrument, the liquidity of the market for the instrument, transparency around the inputs to the valuation, as well as the contractual characteristics of the instrument.
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
The fair value measurements and disclosures guidance in ASC Subtopic 820-10 also addresses measuring fair value in situations where markets are inactive and transactions are not orderly. Transactions or quoted prices for assets and liabilities may not be determinative of fair value when transactions are not orderly and thus may require adjustments to estimate fair value. Price quotes based on transactions that are not orderly should be given little, if any, weight in measuring fair value. Price quotes based upon transactions that are orderly shall be considered in determining fair value and the weight given is based on facts and circumstances. If sufficient information is not available to determine if price quotes are based upon orderly transactions, less weight should be given to the price quote relative to other transactions that are known to be orderly.
The lack of liquidity is incorporated into the fair value measurement based on the type of asset measured and the valuation methodology used. An illiquid market is one in which little or no observable activity has occurred or one that lacks willing buyers or willing sellers. Discounted cash flow techniques incorporate forecasting of expected cash flows discounted at appropriate market discount rates which reflect the lack of liquidity in the market which a market participant would consider. Broker quotes used for fair value measurements inherently reflect any lack of liquidity in the market since they represent an exit price from the perspective of the market participants.
Management believes that fair values are reasonable and consistent with the fair value measurement guidance based on the Corporation’s internal validation procedure and consistency of the processes followed, which include obtaining market quotes when possible or using valuation techniques that incorporate market-based inputs.
Refer to Note 36 to the consolidated financial statements for information on the Corporation’s fair value measurement disclosures required by the applicable accounting standard.
At December 31, 2010, approximately $5.8 billion, or 97%, of the assets measured at fair value on a recurring basis used market-based or market-derived valuation inputs in their valuation methodology and, therefore, were classified as Level 1 or Level 2. The majority of instruments measured at fair value are classified as Level 2, including U.S. Treasury securities, obligations of U.S. Government sponsored entities, obligations of Puerto Rico, States and political subdivisions, most mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”), and derivative instruments. U.S. Treasury securities are valued based on yields that are interpolated from the constant maturity treasury curve. Obligations of U.S. Government sponsored entities are priced based on an active exchange market and on quoted prices for similar securities. Obligations of Puerto Rico, States and political subdivisions are valued based on trades, bid price or spread, two sided markets, quotes, benchmark curves, market data feeds, discount and capital rates and trustee reports. MBS and CMOs are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Refer to the Derivatives section below for a description of the valuation techniques used to value these derivative instruments.
The remaining 3% of assets measured at fair value on a recurring basis at December 31, 2010 were classified as Level 3 since their valuation methodology considered significant unobservable inputs. The financial assets measured as Level 3 included mostly Puerto Rico tax-exempt GNMA mortgage-backed securities and mortgage servicing rights (“MSRs”). GNMA tax exempt mortgage-backed securities are priced using a local demand price matrix prepared from local dealer quotes, and other local investments such as corporate securities and local mutual funds which are priced by local dealers. MSRs, on the other hand, are priced internally using a discounted cash flow model which considers servicing fees, portfolio characteristics, prepayment assumptions, delinquency rates, late charges, other ancillary revenues, cost to service and other economic factors. Additionally, the Corporation reported $875 million of financial assets that were measured at fair value on a nonrecurring basis at December 31, 2010, all of which were classified as Level 3 in the hierarchy.
Broker quotes used for fair value measurements inherently reflect any lack of liquidity in the market since they represent an exit price from the perspective of the market participants. Financial assets that were fair valued using broker quotes amounted to $63 million at December 31, 2010, of which $34 million were Level 3 assets and $29 million were Level 2 assets. These assets consisted principally of tax-exempt GNMA mortgage-backed securities. Fair value for these securities is based on an internally-prepared matrix derived from an average of two indicative local broker quotes. The main input used in the matrix pricing is non-binding local broker quotes obtained from limited trade activity. Therefore, these securities are classified as Level 3.
During the year ended December 31, 2010, there were $197 million in transfers out of Level 3 for financial instruments measured at fair value on a recurring basis. These transfers resulted from exempt FNMA and GNMA mortgage-backed securities, which were transferred out of Level 3 and into Level 2, as a result of a change in valuation methodology from an internally-developed pricing matrix to pricing them based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. Pursuant to the Corporation’s policy, these transfers were recognized as of the end of the reporting period. There were no transfers in and / or out of Level 1 during the year ended December 31, 2010.
Trading Account Securities and Investment Securities Available-for-Sale
The majority of the values for trading account securities and investment securities available-for-sale are obtained from third-party pricing services and are validated with alternate pricing sources when available. Securities not priced by a secondary pricing source are documented and validated internally according to their significance to the Corporation’s financial statements. Management has established materiality thresholds according to the investment class to monitor and investigate material deviations in prices obtained from the primary pricing service provider and the secondary pricing source used as support for the valuation results. During the year ended December 31, 2010, the Corporation did not adjust any prices obtained from pricing service providers or broker dealers.
Inputs are evaluated to ascertain that they consider current market conditions, including the relative liquidity of the market. When a market quote for a specific security is not available, the pricing service provider generally uses observable data to derive an exit price for the instrument, such as benchmark yield curves and trade data for similar products. To the extent trading data is not available, the pricing service provider relies on specific information including dialogue with brokers, buy side clients, credit ratings, spreads to established benchmarks and transactions on similar securities, to draw correlations based on the characteristics of the evaluated instrument. If for any reason the pricing service provider cannot observe data required to feed its model, it discontinues pricing the instrument. During the year ended December 31, 2010, none of the Corporation’s investment securities were subject to pricing discontinuance by the pricing service providers. The pricing methodology and approach of our primary pricing service providers is concluded to be consistent with the fair value measurement guidance.
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
Securities are classified in the fair value hierarchy according to product type, characteristics and market liquidity. At the end of each period, management assesses the valuation hierarchy for each asset or liability measured. The fair value measurement analysis performed by the Corporation includes validation procedures and review of market changes, pricing methodology, assumption and level hierarchy changes, and evaluation of distressed transactions.
At December 31, 2010, the Corporation’s portfolio of trading and investment securities available-for-sale amounted to $5.8 billion and represented 96% of the Corporation’s assets measured at fair value on a recurring basis. At December 31, 2010, net unrealized gains on the trading and available-for-sale investment securities portfolios approximated $36 million and $185 million, respectively. Fair values for most of the Corporation’s trading and investment securities available-for-sale are classified as Level 2. Trading and investment securities available-for-sale classified as Level 3, which are the securities that involved the highest degree of judgment, represent less than 1% of the Corporation’s total portfolio of trading and investment securities available-for-sale.

Loans held-for-sale
The fair value of loans held-for-sale is principally based on terms of a recent non-binding sale agreement, bids received from potential buyers, and according to secondary market prices. Fair value is determined on an aggregate basis according to loan type and terms.
Mortgage Servicing Rights
Mortgage servicing rights (“MSRs”), which amounted to $167 million at December 31, 2010, do not trade in an active, open market with readily observable prices. Fair value is estimated based upon discounted net cash flows calculated from a combination of loan level data and market assumptions. The valuation model combines loans with common characteristics that impact servicing cash flows (e.g. investor, remittance cycle, interest rate, product type, etc.) in order to project net cash flows. Market valuation assumptions include prepayment speeds, discount rate, cost to service, escrow account earnings, and contractual servicing fee income, among other considerations. Prepayment speeds are derived from market data that is more relevant to the U.S. mainland loan portfolios and, thus, are adjusted for the Corporation’s loan characteristics and portfolio behavior since prepayment rates in Puerto Rico have been historically lower. Other assumptions are, in the most part, directly obtained from third-party providers. Disclosure of two of the key economic assumptions used to measure MSRs, which are prepayment speed and discount rate, and a sensitivity analysis to adverse changes to these assumptions, is included in Note 11 to the consolidated financial statements.
Derivatives
Derivatives, such as interest rate swaps, interest rate caps and indexed options, are traded in over-the-counter active markets. These derivatives are indexed to an observable interest rate benchmark, such as LIBOR or equity indexes, and are priced using an income approach based on present value and option pricing models using observable inputs. Other derivatives are liquid and have quoted prices, such as forward contracts or “to be announced securities” (“TBAs”). All of these derivatives held by the Corporation are classified as Level 2. Valuations of derivative assets and liabilities reflect the values associated with counterparty risk and nonperformance risk, respectively. The non-performance risk, which measures the Corporation’s own credit risk, is determined using internally-developed models that consider the net realizable value of the collateral posted, remaining term, and the creditworthiness or credit standing of the Corporation. The counterparty risk is also determined using internally-developed models which incorporate the creditworthiness of the entity that bears the risk, net realizable value of the collateral received, and available public data or internally-developed data to determine their probability of default. To manage the level of credit risk, the Corporation employs procedures for credit approvals and credit limits, monitors the counterparties’ credit condition, enters into master netting agreements whenever possible and, when appropriate, requests additional collateral. During the year ended December 31, 2010, inclusion of credit risk in the fair value of the derivatives resulted in a net loss of $0.2 million recorded in the other operating income and interest expense captions of the consolidated statement of operations, which consisted of a loss of $0.5 million resulting from the Corporation’s own credit standing adjustment and a gain of $0.3 million from the assessment of the counterparties’ credit risk.
Equity appreciation instrument
The fair value of the equity appreciation instrument issued to the FDIC was estimated by determining a call option value using the Black-Scholes Option Pricing Model. The principal variables in determining the fair value of the equity appreciation instrument include the implied volatility determined based on the historical daily volatility of the Corporation’s common stock, the exercise price of the instrument, the price of the call option, and the risk-free rate. The equity appreciation instrument is classified as Level 2. The Corporation recognized non-interest income of $42.6 million during the year ended December 31, 2010 as a result of a decrease in the fair value of the equity appreciation instrument. The carrying amount of the equity appreciation instrument, which is recorded as other liability in the consolidated statement of condition, amounted to $10 million at December 31, 2010.
Loans held-in-portfolio considered impaired under ASC Section 310-10-35 that are collateral dependent
The impairment is measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, size and supply and demand. Continued deterioration of the housing markets and the economy in general have adversely impacted and continue to affect the market activity related to real estate properties. These collateral dependent impaired loans are classified as Level 3 and are reported as a nonrecurring fair value measurement.
Other real estate owned
For other real estate owned received in satisfaction of debt, the collateral dependent valuation method is used for the impairment determination since the expected realizable value is based upon the proceeds received from the liquidation of the property. The other real estate owned is classified as Level 3 and is reported as a nonrecurring fair value measurement.
Loans and Allowance for Loan Losses
Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding.
Recognition of interest income on commercial and construction loans is discontinued when the loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. The impaired portions of secured loans past due as to principal and interest is charged-off not later than 365 days past due. However, in the case of collateral dependent loans individually evaluated for impairment, the excess of the recorded investment over the fair value of the collateral (portion deemed as uncollectible) is generally promptly charged-off, but in any event not later than the quarter following the quarter in which such excess was first recognized. Recognition of interest income on mortgage loans is discontinued when 90 days or more in arrears on payments of principal or interest. The impaired portions on mortgage loans are charged-off at 180 days past due. Recognition of interest income on closed-end consumer loans and home equity lines of credit is discontinued when the loans are 90 days or more in arrears on payments of principal or interest. Income is generally recognized on open-end consumer loans, except for home equity lines of credit, until the loans are charged-off. Recognition of interest income for lease financing is ceased when loans are 90 days or more in arrears. Closed-end consumer loans and leases are charged-off when they are 120 days in arrears. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears.
Certain loans which would be treated as non-accrual loans pursuant to the foregoing policy are treated as accruing loans if they are considered well-secured and in the process of collection.
Once a loan is placed on non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. Loans designated as non-accruing are returned to an accrual status when the Corporation expects repayment of the remaining contractual principal and interest. Special guidelines exist for troubled-debt restructurings.
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
During 2009, the Corporation enhanced the reserve assessment of homogeneous loans by establishing a more granular segmentation of loans with similar risk characteristics, reducing the historical base loss periods employed, and strengthening the analysis pertaining to the environmental factors considered. The change in the methodology was implemented as of June 30, 2009. The impact in the Corporation’s allowance and provision for loan losses as a result of each of the changes described above was a decrease of approximately $3.5 million. The determination for general reserves of the allowance for loan losses includes the following principal factors:
•	Historical net loss rates (including losses from impaired loans) by loan type and by legal entity adjusted for recent net charge-off trends and environmental factors. The base net loss rates are based on the moving average of annualized net charge-offs computed over a 3-year historical loss window for commercial and construction loan portfolios, and an 18-month period for consumer loan portfolios.

•	Net charge-off trend factors are applied to adjust the base loss rates based on recent loss trends. In other words, the Corporation applies a trend factor when base losses are below more recent loss trends (last 6 months). The trend factor accounts for inherent imprecision and the “lagging perspective” in base loss rates. In addition, caps and floors for the trend factor mitigate excessive volatility in the adjustment.

•	Environmental factors, which include credit and macroeconomic indicators such as employment, price index and construction permits, were adopted to account for current market conditions that are likely to cause estimated credit losses to differ from historical loss experience. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each group. Environmental factors provide updated perspective on credit and economic conditions. Correlation and regression analyses are used to select and weight these indicators. For non-conventional mortgage loans, the allowance for loan losses is established to cover at least one year of projected losses which are inherent in these portfolios.
According to the accounting guidance criteria for specific impairment of a loan, up to December 31, 2008, the Corporation defined as impaired loans those commercial and construction borrowers with outstanding debt of $250,000 or more and with interest and /or principal 90 days or more past due. Also, specific commercial and construction borrowers with outstanding debt of $500,000 and over were deemed impaired when, based on current information and events, management considered that it was probable that the debtor would be unable to pay all amounts due according to the contractual terms of the loan agreement. Effective January 1, 2009, the Corporation continues to apply the same definition except that it prospectively increased the threshold of outstanding debt to $1,000,000 for the identification of newly impaired loans. At December 31, 2008, 88% of the ASC Section 310-10-35 specific reserves were coming from cases of $1 million or higher. Cases $1 million or higher represented 81% of the loan balances under ASC Section 310-10-35 (SFAS 114).This decision allowed management to focus on those cases with a higher level of risk for the Corporation. Loans that were below the new threshold at the time the change was implemented but were classified as impaired at the time of the change remained individually analyzed for impairment until the case was resolved. Management is of the opinion that the enhancements in the general reserve methodology previously discussed adequately covers the credit risk on the impaired loans excluded from the specific reserve analysis as a result of changing the threshold for the identification of impaired loans.

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
The collateral dependent method is used for the impairment determination on commercial and construction loans since the expected realizable value of the loan is based upon the proceeds received from the liquidation of the collateral property. For commercial properties, the “as is” value or the “income approach” value is used depending on the financial condition of the subject borrower and/or the nature of the subject collateral. In most cases, impaired commercial loans do not have reliable or sustainable cash flow to use the discounted cash flow valuation method. On construction loans, “as developed” collateral values are used when the loan is originated since the assumption is that the cash flow of the property once leased or sold will provide sufficient funds to repay the loan. In the case of many impaired construction loans, the “as developed” collateral value is also used since completing the project reflects the best exit strategy in terms of potential loss reduction. In these cases, the costs to complete are considered as part of the impairment determination. As a general rule, the appraisal valuation used by the Corporation impaired construction loans is based on discounted value to a single purchaser, discounted sell out or “as is” depending on the condition and status of the project and the performance of the same.
For mortgage loans that are modified with regard to payment terms, the discounted cash flow value method is used, as the impairment valuation is more appropriately calculated based on the ongoing cash flow from the individuals rather than the liquidation of the asset.
With regard to performing loans, the Corporation will require an appraisal when there is a refinancing or modification of the loan (if the existing appraisal is older than 12 months). If there is no new money being disbursed as part of the restructuring or the loan is less than $250,000, the appraisal cannot be more than 3 years old. Also, appraisals can be requested at any time when events become known that might materially alter the value of the property.
It is the Corporation’s policy to require updated appraisals for all commercial and construction impaired loans and OREO properties over $3 million at least annually. Cases between $1 million to $3 million are reappraised at least every 24 months.
For loans secured by residential real estate properties (mortgage loans) and following the requirements of the Uniform Retail Credit Classification and Account Management Policy of the Board of Governors of the Federal Reserve System, a current assessment of value is made not later than 180 days past the contractual due date. Any outstanding loan balance in excess of the estimated value of the property, less estimated cost to sell, is charged-off. For this purpose and for residential real estate properties, the Corporation requests independent broker price opinions of value of the collateral property periodically depending on the delinquency status of the loans.
Although the accounting codification guidance for specific impairment of a loan excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g., mortgage loans), it specifically requires that loan modifications considered troubled debt restructurings (“TDRs”) be analyzed under its provisions.
TDRs represent loans where concessions have been granted to borrowers experiencing financial difficulties that the creditor would not otherwise consider. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. These concessions stem from an agreement between the creditor and the debtor or are imposed by law or a court. Classification of loan modifications as TDRs involves a degree of judgment. Indicators that the debtor is experiencing financial difficulties include, for example: (i) the debtor is currently in default on any of its debt; (ii) the debtor has declared or is in the process of declaring bankruptcy; (iii) there is significant doubt as to whether the debtor will continue to be a going concern; (iv) currently, the debtor has securities that have been delisted, are in the process of being delisted, or are under threat of being delisted from an exchange; and (v) based on estimates and projections that only encompass the current business capabilities, the debtor forecasts that its entity-specific cash flows will be insufficient to service the debt (both interest and principal) in accordance with the contractual terms of the existing agreement through maturity; and absent the current modification, the debtor cannot obtain funds from sources other than the existing creditors at an effective interest rate equal to the current market interest rate for similar debt for a non-troubled debtor. The identification of TDRs is critical in the determination of the adequacy of the allowance for loan losses. Loans classified as TDRs are reported in non-accrual status if the loan was in non-accruing status at the time of the modification. The TDR loan should continue in non-accrual status until the borrower has demonstrated a willingness and ability to make the restructured loan payments (at least six months of sustained performance after classified as TDR). Loans classified as TDRs are excluded from TDR status if performance under the restructured terms exists for a reasonable period (at least twelve months of sustained performance after classified) and the loan yields a market rate.
At December 31, 2010, the Corporation had not closed any restructuring involving the type of loan splitting discussed in the Policy Statement on Prudent Commercial Real Estate Workouts, although it may do so in the future.
Acquisition Accounting for Loans and Related Indemnification Asset
Beginning in 2009, the Corporation accounts for its acquisitions under ASC Topic No. 805, Business Combinations, which requires the use of the purchase method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value in accordance with the fair value methodology prescribed in ASC Topic 820, exclusive of the shared-loss agreements with the FDIC. These fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of expected principal, interest and other cash flows.
Because the FDIC has agreed to reimburse the Corporation for losses related to the acquired loans in the Westernbank FDIC-assisted transaction, an indemnification asset was recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans, and measured on the same basis, subject to collectability or contractual limitations. The loss share indemnification asset on the acquisition date reflects the reimbursements expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk and other uncertainties.
The initial valuation of these loans and related indemnification asset requires management to make subjective judgments concerning estimates about how the acquired loans will perform in the future using valuation methods, including discounted cash flow analysis and independent third-party appraisals. Factors that may significantly affect the initial valuation include, among others, market-based and industry data related to expected changes in interest rates, assumptions related to probability and severity of credit losses, estimated timing of credit losses including the timing of foreclosure and liquidation of collateral, expected prepayment rates, required or anticipated loan modifications, unfunded loan commitments, the specific terms and provisions of any loss share agreements, and specific industry and market conditions that may impact discount rates and independent third-party appraisals.
ASC 310-30 provides two specific criteria that need to be met in order for a loan to be within its scope: (1) credit deterioration on the loan from its inception until the acquisition date and (2) that it is probable that not all of the contractual cash flows will be collected on the loan. Once in the scope of ASC 310-30, it is explicit that the credit portion of the fair value discount on an acquired loan would not be accreted into income until the acquirer had assessed that it expected to receive more cash flows on the loan than initially anticipated.
Acquired loans that meet the definition of nonaccrual status fall within the Corporation’s definition of impaired loans under ASC 310-30. It is possible that performing loans would not meet criteria number 1 above related to evidence of credit deterioration since the date of loan origination, and therefore not fall within the scope of ASC 310-30. Based on the fair value determined for the acquired portfolio, acquired loans that did not meet the entity’s definition of non-accrual status also resulted in the recognition of a significant discount attributable to credit quality.
Given the significant discount related to credit in the valuation of the Westernbank acquired portfolio, the Corporation considered two possible options for the performing loans (1) Accrete the entire fair value discount (including the credit portion) using the interest method over the life of the loan in accordance with ASC 310-20; or (2) analogize to ASC 310-30 and only accrete the portion of the fair value discount unrelated to credit.
Pursuant to an AICPA letter dated December 18, 2009, the AICPA summarized the SEC Staff’s view regarding the accounting in subsequent periods for discount accretion associated with loan receivables acquired in a business combination or asset purchase. Regarding the accounting for such loan receivables that, in the absence of further standard setting, the AICPA understands that the SEC Staff would not object to an accounting policy based on contractual cash flows (Option 1 — ASC 310-20 approach) or an accounting policy based on expected cash flows (Option 2 — ASC 310-30 approach). As such, the Corporation considered the two allowable options as follows:

•	Option 1 — Since the credit portion of the fair value discount is associated with an expectation of cash flows that an acquirer does not expect to receive over the life of the loan, it does not appear appropriate to accrete that portion over the life of the loan as doing so could eventually overstate the acquirer’s expected value of the loan and ultimately result in recognizing income (i.e. through the accretion of the yield) on a portion of the loan it does not expect to receive. Therefore, the Corporation does not believe this an appropriate method to apply.

•	Option 2 — The Corporation believes analogizing to ASC 310-30 is the more appropriate option to follow in accounting for the credit portion of the fair value discount. By doing so, the loan is only being accreted up to the value that the acquirer expected to receive at acquisition of the loan.
Based on the above, the Corporation elected Option 2 — the ASC 310-30 approach to the outstanding balance for all the acquired loans in the Westernbank FDIC-assisted transaction with the exception of revolving lines of credit with active privileges as of the acquisition date, which are explicitly scoped out by the ASC 310-30 accounting guidance. New advances / draws after the acquisition date under existing credit lines that did not have revolving privileges as of the acquisition date, particularly for construction loans, will effectively be treated as a “new” loan for accounting purposes and accounted for under the provisions of ASC 310-20, resulting in a hybrid accounting for the overall construction loan balance.
Management used judgment in evaluating factors impacting expected cash flows and probable loss assumptions, including the quality of the loan portfolio, portfolio concentrations, distressed economic conditions in Puerto Rico, quality of underwriting standards of the acquired institution, reductions in collateral real estate values, and material weaknesses disclosed by the acquired institution in its most recent Form 10-K, including matters related to credit quality review and appraisal report review.
At April 30, 2010, the acquired loans accounted for pursuant to ASC 310-30 by the Corporation totaled $4.9 billion which represented undiscounted unpaid contractually-required principal and interest balances of $9.9 billion reduced by a discount of $5.0 billion resulting from acquisition date fair value adjustments. The non-accretable discount on loans accounted for under ASC 310-30 amounted to $3.4 billion or approximately 68% of the total discount, thus indicating a significant amount of expected credit losses on the acquired portfolios.
Pursuant to ASC 310-20-15-5, the Corporation aggregated loans acquired in the FDIC-assisted transaction into pools with common risk characteristics for purposes of applying the recognition, measurement and disclosure provisions for this subtopic. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Characteristics considered in pooling loans in the Westernbank FDIC-assisted transaction included loan type, interest rate type, accruing status, amortization type, rate index and source type. Once the pools are defined, the Corporation maintains the integrity of the pool of multiple loans accounted for as a single asset.
Under ASC Subtopic 310-30, the difference between the undiscounted cash flows expected at acquisition and the fair value in the loans, or the “accretable yield,” is recognized as interest income using the effective yield method over the estimated life of the loan if the timing and amount of the future cash flows of the pool is reasonably estimable. The non-accretable difference represents the difference between contractually required principal and interest and the cash flows expected to be collected. Subsequent to the acquisition date, increases in cash flows over those expected at the acquisition date are recognized as interest income prospectively as an adjustment to accretable yield. Decreases in expected cash flows after the acquisition date are recognized by recording an allowance for loan losses.
The fair value discount of lines of credit with revolving privileges that are accounted for pursuant to the guidance of ASC Subtopic 310-20, represents the difference between the contractually required loan payment receivable in excess of the initial investment in the loan. This discount is accreted into interest income over the life of the loan if the loan is in accruing status. Any cash flows collected in excess of the carrying amount of the loan are recognized in earnings at the time of collection. The carrying amount of lines of credit with revolving privileges, which are accounted pursuant to the guidance of ASC Subtopic 310-20, are subject to periodic review to determine the need for recognizing an allowance for loan losses.
The FDIC loss share indemnification asset for loss share agreements is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. The indemnification asset is recognized on the same basis as the assets subject to loss share protection. As such, for covered loans accounted pursuant to ASC Subtopic 310-30, decreases in expected reimbursements will be recognized in income prospectively consistent with the approach taken to recognize increases in cash flows on covered loans. For covered loans accounted for under ASC Subtopic 310-20, as the loan discount recorded as of the acquisition date is accreted into income, a reversal of the corresponding indemnification asset is recorded as a reduction to non-interest income in order to reflect reciprocal accounting.
Increases in expected reimbursements will be recognized in income in the same period that the allowance for credit losses for the related loans is recognized. Likewise, decreases in expected reimbursements will be recognized in income in the same periods that the adjustment to accretable yield on the related acquired loans is recognized.

Over the life of the acquired loans that are accounted under ASC Subtopic 310-30, the Corporation continues to estimate cash flows expected to be collected on individual loans or on pools of loans sharing common risk characteristics. The Corporation evaluates at each balance sheet date whether the present value of its loans determined using the effective interest rates has decreased and if so, recognizes a provision for loan loss in its consolidated statement of operations and an allowance for loan losses in its consolidated statement of condition. For any increases in cash flows expected to be collected, the Corporation adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.
Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset. Fair value accounting incorporates into the fair value of the indemnification asset an element of the time value of money, which is accreted back into income over the life of the shared loss agreements. The loss share indemnification asset will be reduced by the amount owed by the FDIC for incurred losses. A corresponding claim receivable is recorded until cash is received from the FDIC.
The evaluation of estimated cash flows expected to be collected subsequent to acquisition on loans accounted pursuant to ASC Subtopic 310-30 and inherent losses on loans accounted pursuant to ASC Subtopic 310-20 require the continued usage of key assumptions and estimates. Given the current economic environment, the Corporation must apply judgment to develop its estimates of cash flows considering the impact of home price and property value changes, changing loss severities and prepayment speeds. Decreases in the expected cash flows for ASC Subtopic 310-30 loans and decreases in the net realizable value of ASC Subtopic 310-20 loans will generally result in a charge to the provision for credit losses resulting in an increase to the allowance for loan losses. These estimates are particularly sensitive to changes in loan credit quality.
The amount that the Corporation realizes on the covered loans and related indemnification assets could differ materially from the carrying value reflected in these financial statements, based upon the timing and amount of collections on the acquired loans in future periods. The Corporation’s losses on these assets may be mitigated to the extent covered under the specific terms and provisions of the loss share agreements.
Refer to Notes 3 and 10 to the consolidated financial statements for further discussions on the Westernbank FDIC-assisted transaction and loans acquired.
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
The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2010. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position is considered significant negative evidence and has caused the Corporation to conclude that it will not be able to realize the deferred tax assets in the future. At December 31, 2010, the Corporation recorded a full valuation allowance of approximately $1.3 billion on the deferred tax assets of the Corporation’s U.S. operations. At December 31, 2010, the Corporation had deferred tax assets related to its Puerto

Rico operations amounting to $398 million. The Corporation has assessed the realization of the Puerto Rico portion of the net deferred tax assets based on the weighting of all available evidence.
The Corporation’s Puerto Rico Banking operation is in a cumulative loss position for the three-year period ended December 31, 2010. This situation is mainly due to the performance of the construction loan portfolio, including the charges related to the future sale of the portfolio. Currently, a significant portion of this portfolio has been written-down to fair value based on a bid received. The Banking operations in Puerto Rico have a very strong earnings history, and the event causing this loss is not a continuing condition of the operations. Accordingly there is enough positive evidence to outweigh the negative evidence of the cumulative loss. Based on this evidence, the Corporation has concluded that it is more likely than not that such net deferred tax asset will be realized. Management will reassess the realization of the deferred tax assets based on the criteria of the applicable accounting pronouncement each reporting period.
Changes in the Corporation’s estimates can occur due to changes in tax rates, new business strategies, newly enacted guidance, and resolution of issues with taxing authorities regarding previously taken tax positions. Such changes could affect the amount of accrued taxes. The current income tax payable for 2010 has been paid during the year in accordance with estimated tax payments rules. Any remaining payment will not have any significant impact on liquidity and capital resources.
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
The amount of unrecognized tax benefits, including accrued interest, at December 31, 2010 amounted to $32 million. Refer to Note 31 to the consolidated financial statements for further information on this subject matter. During 2010, the U.S. Internal Revenue Service (“IRS”) completed an examination of the Corporation’s U.S. operations tax return for 2007. As a result of the examination, the Corporation reduced the total amount of unrecognized tax benefits by $14.3 million. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $12 million.
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
At December 31, 2010, goodwill totaled $647 million. Note 14 to the consolidated financial statements provides an aggregation of goodwill by reportable segment and Corporate group.
The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2010 using July 31, 2010 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.
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
For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 8.42% to 23.24% for the 2010 analysis. The Ibbottson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (10-year

U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.
For BPNA, the only reporting unit that failed Step 1, the Corporation determined the fair value of Step 1 utilizing a market value approach based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. The market multiples used included “price to book” and “price to tangible book”. Additionally, the Corporation determined the reporting unit fair value using a DCF analysis based on BPNA’s financial projections, but assigned no weight to it given that the current market approaches provide a more meaningful measure of fair value considering the reporting unit’s financial performance and current market conditions. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31), requiring the completion of Step 2. In accordance with accounting standards, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete Step 2, the Corporation subtracted from BPNA’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $402 million at July 31, 2010, resulting in no goodwill impairment. The reduction in BPNA’s Step 1 fair value was offset by a reduction in the fair value of its net assets, resulting in an implied fair value of goodwill that exceeds the recorded book value of goodwill.
The analysis of the results for Step 2 indicates that the reduction in the fair value of the reporting unit was mainly attributed to the deteriorated fair value of the loan portfolios and not to the fair value of the reporting unit as a going concern. The current negative performance of the reporting unit is principally related to deteriorated credit quality in its loan portfolio, which is consistent with the results of the Step 2 analysis. The fair value determined for BPNA’s loan portfolio in the July 31, 2010 annual test represented a discount of 23.6%, compared with 20.2% at December 31, 2009. The discount is mainly attributed to market participant’s expected rate of returns, which affected the market discount on the commercial and construction loan portfolios and deteriorated credit quality of the consumer and mortgage loan portfolios of BPNA. Refer to the Reportable Segments Results section of this MD&A, which provides highlights of BPNA’s reportable segment financial performance for the year ended December 31, 2010. BPNA’s provision for loan losses, as a stand-alone legal entity, which is the reporting unit level used for the goodwill impairment analysis, amounted to $397 million for year ended December 31, 2010, which represented 122% of BPNA legal entity’s net loss of $326 million for that period. The provision for loan losses included charges of $120 million to the provision for loan losses related to a reclassification to loans held-for-sale of approximately $396 million (book value) of non-conventional mortgage loans in December 2010.
If the Step 1 fair value of BPNA declines further in the future without a corresponding decrease in the fair value of its net assets or if loan discounts improve without a corresponding increase in the Step 1 fair value, the Corporation may be required to record a goodwill impairment charge. The Corporation engaged a third-party valuator to assist management in the annual evaluation of BPNA’s goodwill (including Step 1 and Step 2) as well as BPNA’s loan portfolios as of the July 31, 2010 valuation date. Management discussed the methodologies, assumptions and results supporting the relevant values for conclusions and determined they were reasonable.
For the BPPR reporting unit, had the average reporting unit estimated fair value calculated in Step 1 using all valuation methodologies been approximately 16% lower, there would still be no requirement to perform a Step 2 analysis, thus there would be no indication of impairment on the goodwill recorded in BPPR at July 31, 2010. For the BPNA reporting unit, had the estimated implied fair value of goodwill calculated in Step 2 been approximately 63% lower, there would still be no impairment of the goodwill recorded in BPNA at July 31, 2010. The goodwill balance of BPPR and BPNA, as legal entities, represented approximately 91% of the Corporation’s total goodwill balance as of the July 31, 2010 valuation date.
Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2010 annual assessment were reasonable.
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
Management monitors events or changes in circumstances between annual tests to determine if these events or changes in circumstances would more likely than not reduce the fair value of a reporting unit below its carrying amount. As indicated in this MD&A, the economic situation in the United States and Puerto Rico, including deterioration in the housing market and credit market, continued to negatively impact the financial results of the Corporation during 2010. As part of the monitoring process, management performed an assessment for BPNA at December 31, 2010 since this unit had failed the Step 1 test in the annual goodwill evaluation. The Corporation determined BPNA’s fair value utilizing the same valuation approaches (market and DCF) used in the annual goodwill impairment test. The determined fair value for BPNA at December 31, 2010 continued to be below its carrying amount under all valuation approaches. The fair value determination of BPNA’s assets and liabilities was updated at December 31,

2010 utilizing valuation methodologies consistent with the July 31, 2010 test. The results of the assessment at December 31, 2010 indicated that the implied fair value of goodwill exceeded the goodwill carrying amount, resulting in no goodwill impairment. The results obtained in the December 31, 2010 assessment were consistent with the results of the annual impairment test in that the reduction in the fair value of BPNA was mainly attributable to the reduced fair value of BPNA’s loan portfolio. The discount on BPNA’s loan portfolio was approximately 20% at December 31, 2010.
Pension and Postretirement Benefit Obligations
The Corporation provides pension and restoration benefit plans for certain employees of various subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The non-contributory defined pension and benefit restoration plans (“the Plans”) are frozen with regards to all future benefit accruals.
The estimated benefit costs and obligations of the pension and postretirement benefit plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rates, rates of compensation increase and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against current industry practice and the actual experience of the Corporation. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the plans and related valuation assumptions are included in Note 28 to the consolidated financial statements.
The Corporation periodically reviews its assumption for the long-term expected return on pension plan assets. The Plans’ assets fair value at December 31, 2010 was $464.6 million. The expected return on plan assets is determined by considering various factors, including a total fund return estimate based on a weighted average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.
As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2011. This analysis is reviewed by the Corporation and used as a tool to develop expected rates of return, together with other data. This forecast reflects the actuarial firm’s view of expected long-term rates of return for each significant asset class or economic indicator; for example, 8.3% for large / mid-cap stocks, 5.1% for long-term government/credit, 9.0% for small cap stocks and 2.1% inflation at January 1, 2011. A range of expected investment returns is developed, and this range relies both on forecasts and on broad-market historical benchmarks for expected returns, correlations, and volatilities for each asset class.
As a consequence of recent reviews, the Corporation left unchanged its expected return on plan assets for year 2011 at 8.0%, similar to the expected rate assumed in 2010 and 2009. Since the expected return assumption is on a long-term basis, it is not materially impacted by the yearly fluctuations (either positive or negative) in the actual return on assets. However, if the actual return on assets performs below management’s expectations for a continued period of time, this could eventually result in the reduction of the expected return on assets percentage assumption.
Pension expense for the Plans amounted to $13.9 million in 2010, which includes a settlement loss of $4.2 million in the Corporation’s U.S. retirement plan. The total pension expense included a credit of $32.5 million for the expected return on assets.
Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2011 from 8.00% to 7.50% would increase the projected 2011 expense for the Banco Popular de Puerto Rico Retirement Plan, the Corporation’s largest plan, by approximately $2.8 million.
The Corporation accounts for the underfunded status of its pension and postretirement benefit plans as a liability, with an offset, net of tax, in accumulated other comprehensive income or loss. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s consolidated statement of financial condition. The valuation of pension plan obligations is discussed above. Management believes that the fair value estimates of the pension plan assets are reasonable given that the plan assets are managed, in the most part, by the fiduciary division of BPPR, which is subject to periodic audit verifications. Also, the composition of the plan assets, as disclosed in Note 28 of the consolidated financial statements, is primarily in equity and debt securities, which have readily determinable quoted market prices.
The Corporation uses the Tower Watson RATE: Link (10/90) Model to discount the expected program cash flows of the plans as a guide in the selection of the discount rate. The Corporation decided to use a discount rate of 5.30% to determine the benefit obligation at December 31, 2010, compared with 5.90% at December 31, 2009.
A 50 basis point decrease in the assumed discount rate of 5.30% as of the beginning of 2011 would increase the projected 2011 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.5 million. The change would not affect the minimum required contribution to the Plan.

The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2010. The Corporation had an accrual for postretirement benefit costs of $164 million at December 31, 2010. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 28 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have on specified cost components and postretirement benefit obligation of the Corporation.
STATEMENT OF OPERATIONS ANALYSIS
Net Interest Income
Net interest income on a taxable equivalent basis for the year ended December 31, 2010 resulted in an increase of $123.0 million when compared with the same period in 2009. This source of earnings is subject to volatility derived from several risk factors which include market driven events as well as strategic decisions made by the Corporation’s management.
Tax-exempt interest earning assets include the investment securities and loans that are exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are certain investments in obligations of U.S. Government sponsored entities, and certain obligations of the Commonwealth of Puerto Rico and its agencies and instrumentalities. Assets held by the Corporation’s international banking entities, which previously were tax exempt under Puerto Rico law, are subject to a temporary 5% income tax rate. To facilitate the comparison of all interest related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates at each quarter, in the subsidiaries that have the benefit. The taxable equivalent computation considers the interest expense disallowance required by the Puerto Rico tax law. Under this law, the exempt interest can be deducted up to the amount of taxable income. BPPR’s tax position changed during 2010 and the benefit previously obtained from exempt investments is, for now, not applicable; therefore, no adjustments were made to BPPR’s net interest income since its current tax is the marginal tax rate.
Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Prepayment penalties, late fees collected and the amortization of premiums / discounts on purchased loans are also included as part of the loan yield. Interest income for the period ended December 31, 2010 included a favorable impact, excluding the discount accretion on covered loans accounted for under ASC Subtopic 310-20 and ASC Subtopic 310-30, of $19.1 million, related to those items, compared to a favorable impact of $21.7 million for the same period in 2009 and $17.4 million in 2008. The discount accretion on covered loans accounted for under ASC Subtopic 310-20 and 310-30, as described below, was $79.8 million and $207.0 million, respectively for the year ended December 31, 2010.

Table D presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2010, as compared with the same period in 2009, segregated by major categories of interest earning assets and interest bearing liabilities.
Table D
Net Interest Income — Taxable Equivalent Basis

Year ended December 31,
(Dollars in millions)							(In thousands)
Average Volume			Average Yield / Costs				Interest			Variance Attributable to
2010	2009	Variance	2010	2009	Variance		2010	2009	Variance	Rate	Volume

$1,539	$1,183	$356	0.35%	0.72%	(0.37%)	Money market investments	$5,384	$8,573	$(3,189)	$(2,789)	$(400)
6,300	7,449	(1,149)	3.79	4.62	(0.83)	Investment securities	238,654	344,465	(105,811)	(54,047)	(51,764)
493	615	(122)	6.55	6.63	(0.08)	Trading securities	32,333	40,771	(8,438)	(494)	(7,944)

8,332	9,247	(915)	3.32	4.26	(0.94)		276,371	393,809	(117,438)	(57,330)	(60,108)

						Loans:
13,347	15,230	(1,883)	4.82	4.94	(0.12)	Commercial and construction	643,726	752,717	(108,991)	(27,815)	(81,176)
629	768	(139)	8.77	8.42	0.35	Leasing	55,144	64,697	(9,553)	2,568	(12,121)
4,627	4,494	133	6.02	6.49	(0.47)	Mortgage	278,339	291,792	(13,453)	(21,953)	8,500
3,854	4,344	(490)	10.40	9.94	0.46	Consumer	400,662	431,712	(31,050)	10,133	(41,183)

22,457	24,836	(2,379)	6.14	6.20	(0.06)	Sub-total loans	1,377,871	1,540,918	(163,047)	(37,067)	(125,980)

3,365	—	3,365	9.01	—	9.01	Covered loans	303,096	—	303,096	—	303,096

25,822	24,836	986	6.51	6.20	0.31	Total loans	1,680,967	1,540,918	140,049	(37,067)	177,116

$34,154	$34,083	$71	5.73%	5.68%	0.05%	Total earning assets	$1,957,338	$1,934,727	$22,611	$(94,397)	$117,008

						Interest bearing deposits:
$4,981	$4,804	$177	0.80%	1.12%	(0.32%)	NOW and money market*	$39,776	$53,695	$(13,919)	$(15,266)	$1,347
5,970	5,538	432	0.90	0.97	(0.07)	Savings	54,021	53,660	361	(3,724)	4,085
10,967	12,193	(1,226)	2.34	3.23	(0.89)	Time deposits	257,084	393,907	(136,823)	(96,845)	(39,978)

21,918	22,535	(617)	1.60	2.22	(0.62)		350,881	501,262	(150,381)	(115,835)	(34,546)

2,401	2,888	(487)	2.51	2.40	0.11	Short-term borrowings	60,278	69,357	(9,079)	3,134	(12,213)
5,047	2,945	2,102	4.80	6.22	(1.42)	Medium and long-term debt	242,222	183,125	59,097	46,138	12,959

29,366	28,368	998	2.22	2.66	(0.44)	Total interest bearing liabilities
4,732	4,293	439				Non-interest bearing demand deposits	653,381	753,744	(100,363)	(66,563)	(33,800)
56	1,422	(1,366)				Other sources of funds

$34,154	$34,083	$71	1.91%	2.21%	(0.30%)

			3.82%	3.47%	0.35%	Net interest margin

						Net interest income on a taxable equivalent basis	1,303,957	1,180,983	122,974	$(27,834)	$150,808

			3.51%	3.02%	0.49%	Net interest spread

						Taxable equivalent adjustment	9,092	79,730	(70,638)

						Net interest income	$1,294,865	$1,101,253	$193,612

Notes: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category
*	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

The increase in net interest margin, on a taxable equivalent basis, for the year ended December 31, 2010, compared with the same period in 2009, was driven mostly by:
•	The discount accretion on covered loans accounted for under ASC Subtopic 310-30 amounted to $207.0 million for the year ended December 31, 2010. Also, there was $79.8 million discount accretion on covered loans acquired from the Westernbank FDIC-assisted transaction that are accounted for under ASC Subtopic 310-20 due to their revolving characteristics. This impact is included in the line item “Covered loans” in Table D.

•	a decrease in deposit costs associated to both a low interest rate scenario and management actions to reduce deposits costs, principally in certificates of deposit and money market accounts, as well as lower costs on brokered certificates of deposit; and

•	higher yield in consumer loans mainly reflected in the credit cards portfolio, in part due to revisions made to the spread charged over the prime rate for different risk categories and the impact of credit cards acquired in the FDIC-assisted transaction not covered under the loss sharing agreement.
The above variances were partially offset by the following factors which affected negatively the Corporation’s net interest margin:
•	the excess liquidity from the capital issuance was temporarily invested in money market investments with the Federal Reserve Bank of New York earning a very low interest rate, which reduced the yield on earning assets;

•	the FDIC loss share indemnification asset of $2.3 billion at December 31, 2010, which is a non-interest earning asset that is being funded mainly through the FDIC note at a 2.50% annual fixed interest rate. The accretion or amortization of the FDIC loss share indemnification asset is recorded in non-interest income;

•	the conversion of $935 million of Series C preferred stock to trust preferred securities in August 2009 contributed to an increase of $45.2 million in interest expense for the year ended December 31, 2010, when compared with the same period in 2009 (these payments were characterized as dividends prior to the exchange); and

•	higher balance of non-performing loans across the different loan categories, which is discussed in the Credit Risk and Loan Quality section of this MD&A, also challenged the margin.
Excluding the loans acquired in the FDIC-assisted transaction, most loan categories decreased in volume, especially commercial and construction loan portfolios, due to lower origination activity and loan charge-offs. The consumer loan portfolio shows a decrease due to the slowdown in the auto and consumer loan origination activity in Puerto Rico, and the run-off of E-LOAN’s home equity lines of credit (“HELOCs”) and closed-end second mortgages. On the positive side, the covered loans acquired in the Westernbank FDIC-assisted transaction, that contributed $3.4 billion in average loan volume for the year 2010, net of fair value adjustments, mitigated the decrease in the volume of earning assets. The covered loans, which are segregated in Table D, contributed $303.1 million to the Corporation’s interest income during 2010. Investment securities decreased in average volume as a result of maturities and prepayments of mortgage-related investment securities, which funds were not reinvested due in part to deleveraging strategies, and to the sale of certain investment securities during the quarter ended September 30, 2010.
Also affecting net interest income was the increase in the volume of medium and long-term debt, particularly the note payable issued to the FDIC in April 2010. Despite the deposits acquired on the FDIC-assisted transaction, the Corporation’s deposit volume has declined, mainly in time deposits, including brokered certificates of deposit, due to deleveraging in the U.S. mainland operations, which was driven by a reduction in the earning assets funded by such deposits. Management is actively monitoring the impact the rate reductions could have on the Corporation’s liquidity.
The average key index rates for the years 2008 through 2010 were as follows:
Table — Key Index Rates

	2010	2009	2008

Prime rate	3.25%	3.25%	5.08%
Fed funds rate	0.18	0.17	2.08
3-month LIBOR	0.34	0.69	2.93
3-month Treasury Bill	0.13	0.14	1.45
10-year Treasury	3.19	3.24	3.64
FNMA 30-year	3.95	4.68	5.79

The decrease in the taxable equivalent adjustment for the year 2010, compared with the previous year, relates to the fact that there were no benefits associated to BPPR’s tax-exempt assets during 2010 as explained above.

Table E presents the different components of the Corporation’s net interest income for the year ended December 31, 2009, as compared with the same period in 2008.
Table E
Net Interest Income — Taxable Equivalent Basis

Year ended December 31,
(Dollars in millions)							(In thousands)
Average Volume			Average Yield / Costs				Interest			Variance Attributable to
2009	2008	Variance	2009	2008	Variance		2009	2008	Variance	Rate	Volume

$1,183	$700	$483	0.72%	2.68%	(1.96%)	Money market investments	$8,573	$18,790	$(10,217)	$(11,220)	$1,003
7,449	8,189	(740)	4.62	5.03	(0.41)	Investment securities	344,465	412,165	(67,700)	(12,117)	(55,583)
615	665	(50)	6.63	7.21	(0.58)	Trading securities	40,771	47,909	(7,138)	(3,669)	(3,469)

9,247	9,554	(307)	4.26	5.01	(0.75)		393,809	478,864	(85,055)	(27,006)	(58,049)

						Loans:
15,230	15,775	(545)	4.94	6.13	(1.19)	Commercial and construction	752,717	967,019	(214,302)	(181,524)	(32,778)
768	1,114	(346)	8.42	8.01	0.41	Leasing	64,697	89,155	(24,458)	4,439	(28,897)
4,494	4,722	(228)	6.49	7.18	(0.69)	Mortgage	291,792	339,019	(47,227)	(31,376)	(15,851)
4,344	4,861	(517)	9.94	10.15	(0.21)	Consumer	431,712	493,593	(61,881)	(17,932)	(43,949)

24,836	26,472	(1,636)	6.20	7.14	(0.94)	Sub-total loans	1,540,918	1,888,786	(347,868)	(226,393)	(121,475)

—	—	—	—	—	—	Covered loans	—	—	—	—	—

24,836	26,472	(1,636)	6.20	7.14	(0.94)	Total loans	1,540,918	1,888,786	(347,868)	(226,393)	(121,475)

$34,083	$36,026	$(1,943)	5.68%	6.57%	(0.89%)	Total earning assets	$1,934,727	$2,367,650	$(432,923)	$(253,399)	$(179,524)

						Interest bearing deposits:
$4,804	$4,948	$(144)	1.12%	1.89%	(0.77%)	NOW and money market*	$53,695	$93,523	$(39,828)	$(36,579)	$(3,249)
5,538	5,600	(62)	0.97	1.50	(0.53)	Savings	53,660	84,206	(30,546)	(28,412)	(2,134)
12,193	12,796	(603)	3.23	4.08	(0.85)	Time deposits	393,907	522,394	(128,487)	(110,675)	(17,812)

22,535	23,344	(809)	2.22	3.00	(0.78)		501,262	700,123	(198,861)	(175,666)	(23,195)

2,888	5,115	(2,227)	2.40	3.29	(0.89)	Short-term borrowings	69,357	168,070	(98,713)	(53,763)	(44,950)
2,945	2,263	682	6.22	5.60	0.62	Medium and long-term debt	183,125	126,726	56,399	15,131	41,268

28,368	30,722	(2,354)	2.66	3.24	(0.58)	Total interest bearing liabilities
4,293	4,120	173				Non-interest bearing demand deposits	753,744	994,919	(241,175)	(214,298)	(26,877)
1,422	1,184	238				Other sources of funds

$34,083	$36,026	$(1,943)	2.21%	2.76%	(0.55%)

			3.47%	3.81%	(0.34%)	Net interest margin

						Net interest income on a taxable equivalent basis	1,180,983	1,372,731	(191,748)	$(39,101)	$(152,647)

			3.02%	3.33%	(0.31%)	Net interest spread

						Taxable equivalent adjustment	79,730	93,527	(13,797)

						Net interest income	$1,101,253	$1,279,204	$(177,951)

Notes: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category
*	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

Net interest margin in 2009 showed a decrease as compared to 2008 due to:
•	low interest rate environment that negatively impacted the yield and origination of most loan categories;

•	a higher balance of non-performing loans across the different loan categories;

•	liquidity strategies maintained throughout 2009 which generated a higher balance of short-term investments at lower rates;

•	during the latter part of the third quarter the Corporation exchanged $935 million of Series C preferred stock for junior subordinated debenture securities. The junior subordinated debentures were recorded at fair value, generating a discount. The impact of both the contractual interest payments and the discount accretion generated additional interest expense of $23.5 million for 2009. Prior to the conversion, the payments to holders of Series C preferred stock were accounted for as dividends. The negative effect of this additional interest expense was partially offset by the conversion of trust preferred securities into common stock, which resulted in a reduction in interest expense for 2009 of $11.9 million, compared with 2008; and

•	rating downgrades that occurred during 2009 contributed to the increase in the average cost of $350 million of unsecured senior notes of the Corporation by approximately $6.6 million during 2009.
A lower cost of short term borrowing and interest bearing deposits during 2009 as compared to 2008 positively affected the Corporation’s net interest margin.
Provision for Loan Losses
The provision for loan losses totaled $1.0 billion, or 88% of net charge-offs, for the year ended December 31, 2010, compared with $1.4 billion, or 137%, respectively, for 2009, and $991.4 million, or 165%, respectively, for 2008. The provision for loan losses for the year ended December 31, 2010 considers the effect of a $176.0 million charge to provide for the difference between the book value and the estimated fair value of the portfolios transferred to loans held-for-sale. Excluding the $176.0 million increase in provision related to these reclassifications, the provision for loan losses declined by $570 million during the year ended December 31, 2010, compared with the year ended December 31, 2009.
The provision for loan losses for the year ended December 31, 2010, when compared with the previous year, reflects higher net charge-offs by $125.2 million, mainly in commercial loans by $175.0 million and construction loans by $85.1 million. Partially offsetting this negative variance were lower net charge-offs in consumer loans by $102.0 million, mortgage loans by $25.8 million, and lease financing by $7.1 million. During the year ended December 31, 2010, the Corporation recorded $605.4 million in provision for loan losses for loans individually evaluated for impairment, compared with $566.0 million for 2009. The increases in the commercial and construction loans net charge-offs were primarily attributed to the Corporation’s decision to promptly charge-off previously reserved impaired amounts of collateral dependent loans both in Puerto Rico and the U.S. mainland. The decreases in the consumer and mortgage loan net charge-offs were mostly related to the favorable credit trends experienced by the Corporation’s U.S. mainland operations, particularly in the home equity lines of credit and closed-end second mortgages, and the non-conventional mortgage business.
As indicated previously, the covered loans were recognized at fair value upon acquisition. Based on management’s analysis, there was no need to establish an allowance for the covered loans from the acquisition date to December 31, 2010, thus this loan portfolio did not influence the variance in provision for loan losses.
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
Refer to the Credit Risk Management and Loan Quality section for a detailed analysis of net charge-offs, non-performing assets, the allowance for loan losses and selected loan losses statistics.

Non-Interest Income
Refer to Table F for a breakdown on non-interest income by major categories for the past five years. Non-interest income accounted for 50% of total revenues in 2010, while it represented 45% of total revenues in the year 2009 and 39% in 2008.
Table F
Non-Interest Income

	Year ended December 31,
(In thousands)	2010	2009	2008	2007	2006

Services charges on deposit accounts	$195,803	$213,493	$206,957	$196,072	$190,079

Other service fees:
Debit card fees	100,639	110,040	108,274	76,573	61,643
Credit card fees and discounts	84,786	94,636	107,713	102,176	89,827
Insurance fees	49,768	50,132	50,417	53,097	52,045
Processing fees	45,055	55,005	51,731	47,476	44,050
Sale and administration of investment products	37,783	34,134	34,373	30,453	27,873
Mortgage servicing fees, net of amortization and fair value adjustments	24,801	15,086	25,987	17,981	5,215
Trust fees	14,217	12,455	12,099	11,157	9,316
Check cashing fees	408	588	512	387	737
Other fees	20,047	22,111	25,057	26,311	27,153

Total other services fees	377,504	394,187	416,163	365,611	317,859

Net gain on sale and valuation adjustments of investment securities	3,992	219,546	69,716	100,869	22,120
Trading account profit	16,404	39,740	43,645	37,197	36,258
(Loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(56,139)	(35,060)	6,018	60,046	76,337
FDIC loss share expense	(25,751)	—	—	—	—
Fair value change in equity appreciation instrument	42,555	—	—	—	—
Gain on sale of processing and technology business	640,802	—	—	—	—
Other operating income	93,023	64,595	87,475	113,900	127,856

Total non-interest income	$1,288,193	$896,501	$829,974	$873,695	$770,509

Non-interest income for the year ended December 31, 2010, compared with the previous year, increased by $391.7 million, or 44%, principally due to the gain of $640.8 million, before tax and transaction costs, recognized on the sale of the 51% ownership interest in the Corporation’s processing and technology business, EVERTEC.
In addition, there were $42.6 million in favorable changes in the fair value of the equity appreciation instrument issued to the FDIC during the year ended December 31, 2010 due to a reduction in the assumption of volatility related to the Corporation’s stock price and a shorter period remaining for the expiration of the instrument.
Also, other operating income increased by $28.4 million due mainly to the $39.4 million accretion of the fair value of unfunded loan commitments that had been recorded as part of the FDIC-assisted transaction (which is offset by approximately 80% of this balance recorded in the category of FDIC loss share expense within non-interest income) and lower net derivative losses, including lower unfavorable credit adjustments by $8.2 million; partially offset by losses of $14.8 million from the retained ownership interest in EVERTEC, which represented $574 thousand of the share of EVERTEC’s net income for the period from October 1, 2010 through December 31, 2010, offset by the 49% of intercompany income eliminations of $15.4 million. This elimination mostly represents 49% of the costs that the Corporation records in the professional fees category within operating expenses and that EVERTEC has recognized as part of its net income, and must be eliminated as it represents a transaction with an affiliate.
The above favorable variances in non-interest income were partially offset by the unfavorable variances discussed in the paragraphs below.

There were lower net gains on sales of investment securities, net of valuation adjustments of investment securities, in 2010 by $215.6 million, compared with 2009, as shown in the table below:
Table — Non-Interest Income — Investment Securities

	Year ended December 31,
(In thousands)	2010	2009	Variance

Net gain on sale of investment securities	$3,762	$236,638	$(232,876)
Valuation adjustments of investment securities	(264)	(17,092)	16,828
Other	494	—	494

Total	$3,992	$219,546	$(215,554)

During the year ended December 31, 2010, there were $3.8 million in gains on the sale of available-for-sale securities, compared to $236.6 million in gains on the sale of investment securities during 2009, mostly related to the sale of $3.4 billion in U.S. Treasury notes and U.S. agency obligations by BPPR and the sale of equity securities by the BPPR and EVERTEC reportable segments. The valuation adjustments recorded during 2010 were related to write-downs on equity securities available-for-sale, while the valuation adjustments recorded during 2009 were also related to write-downs on equity securities available-for-sale and to tax credit investments classified as other investment securities in the consolidated statement of condition.
Also, there were $25.8 million in losses in the caption of FDIC loss share expense for the year ended December 31, 2010. These losses resulted from a reduction in the indemnification asset by $95.4 million resulting principally from the Corporation’s application of reciprocal accounting for covered loans accounted for under ASC Subtopic 310-20 and the accounting for the unfunded commitments recorded at fair value on acquisition date. The Corporation was required to reduce the indemnification asset by approximately 80% of the loan discount accreted, and thus record a reduction in non-interest income. The above decrease in the FDIC loss share indemnification asset was partially offset by accretion of the indemnification asset, which amounted to $69.6 million for the period from April 30, 2010 through December 31, 2010.
The decrease in trading account profit by $23.3 million for the year ended December 31, 2010, when compared with the same period of the previous year, was mostly in the Puerto Rico mortgage banking subsidiary and was mainly related to $51.1 million in lower realized gains as a result of a lower volume of mortgage-backed securities sold, partially offset by $23.2 million in higher unrealized gains of outstanding mortgage-backed securities.
There were higher losses on sales of loans, net of lower of cost or fair value adjustments on loans held-for-sale, by $21.1 million, as detailed in the table below:
Table — Non-Interest Income — Loans

	Year ended December 31,
(In thousands)	2010	2009	Variance

Gain on sales of loans	$18,460	$8,856	$9,604
Adjustments to indemnity reserves related to credit recourse or representation and warranties	(72,013)	(40,211)	(31,802)
Adjustments related to repurchases of loans as servicers, but without credit recourse	(1,919)	—	(1,919)
Other	(214)	—	(214)
Lower of cost or fair value adjustments on loans held-for-sale	(453)	(3,705)	3,252

Total	$(56,139)	$(35,060)	$(21,079)

For the year ended December 31, 2010, there were higher adjustments to the indemnity reserve of $31.8 million compared to 2009, mainly in the BPPR reportable segment by $54.0 million resulting from loans sold with recourse and to settlements on certain representation and warranty arrangements by E-LOAN. Partially offsetting the higher adjustment to the indemnity reserves, were lower unfavorable fair value adjustments on loans-held-for-sale by $3.3 million, higher gains of $6.1 million recorded by the Corporation’s mortgage banking business related to residential mortgage loans securitized and whole loan sales, and higher gains by $3.6 million on sales of commercial loans and leases in the BPNA reportable segment.
In addition, service charges on deposit accounts for the year ended December 31, 2010 decreased by $17.7 million, when compared with the same period in 2009, mostly in the BPNA reportable segment related to lower non-sufficient funds fees and reduced fees from money services clients, the impact of Regulation E, and due to fewer customer accounts resulting from the reduction in BPNA’s branches.
For the year ended December 31, 2009, non-interest income increased by $66.5 million, or 8%, when compared to 2008, mostly as a result of higher gains on sales of investment securities, net of valuation adjustments of investment securities. Net gains on sales of investment securities realized during 2009 included $182.7 million derived from the sale of $3.4 billion in U.S. Treasury notes and

U.S. agency obligations during the first quarter of 2009 by BPPR and $52.3 million in gains from the sale of equity securities during 2009 by the BPPR and EVERTEC reportable segments, compared to approximately $49.3 million in gains related to the redemption of equity securities held by the Corporation during the first quarter of 2008 and $28.3 million in gains realized from the sale of $2.4 billion in U.S. agency securities during the second quarter of 2008 by BPPR. The fair value adjustments on loans held-for-sale were lower by $15.2 million for the year ended December 31, 2009, compared with the same period in 2008, mostly as a result of a $16.1 million adjustment recorded by Popular Equipment Finance in December 2008 on certain loans reclassified to held-for-sale, which were sold in early 2009. These favorable variances were partially offset by losses on sales of loans, including adjustments to indemnity reserves, of $31.4 million during the year ended December 31, 2009 mainly in the BPNA reportable segment and PFH which was adjusted by $40.2 million. Additionally, there were lower other service fees by $22.0 million resulting from a decrease in credit card fees by $13.1 million associated with reduced late payment fees as a result of lower volume of credit cards subject to the fee and a lower average rate charged per transaction, and to reduced merchant fees because of lower volume of purchases; and lower mortgage servicing fees, net of fair value adjustments, by $10.9 million due to higher unfavorable fair value adjustments due to the impact of a higher discount rate, an increase in delinquencies, and foreclosure costs, and other economic assumptions, partially offset by higher servicing fees. Moreover, there was a decline in other operating income by $22.9 million due to lower gains on the sale of real estate properties by $20.5 million, principally because of a $21.1 million gain realized by BPNA in the third quarter of 2008 on the sale of a commercial building located in New York City and the sale of six retail bank branches of BPNA in Texas during the first quarter of 2008 with a realized gain of $12.8 million; and higher derivative losses, including unfavorable credit adjustments, by $11.3 million; partially offset by lower write-downs on certain investments accounted under the equity method that are held by the Corporate group by $35.8 million.
Operating Expenses
Refer to Table G for the detail of operating expenses by major categories along with various related ratios for the last five years.
Table G
Operating Expenses

	Year ended December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006

Salaries	$412,057	$410,616	$485,720	$485,178	$458,977
Pension and other benefits	102,141	122,647	122,745	135,582	132,998

Total personnel costs	514,198	533,263	608,465	620,760	591,975

Net occupancy expenses	116,203	111,035	120,456	109,344	99,599
Equipment expenses	85,851	101,530	111,478	117,082	120,445
Other taxes	50,608	52,605	52,799	48,489	43,313
Professional fees	166,105	111,287	121,145	119,523	117,502
Communications	38,905	46,264	51,386	58,092	56,932
Business promotion	46,671	38,872	62,731	109,909	118,682
Printing and supplies	9,302	11,093	14,450	15,603	15,040
Impairment losses on long-lived assets	—	1,545	13,491	10,478	—
FDIC Deposit Insurance	67,644	76,796	15,037	2,858	2,843
Loss (gain) on early extinguishment of debt	38,787	(78,300)	—	—	—
Other operating expenses:
Credit card processing, volume and interchange expenses	38,184	41,799	43,326	39,811	30,141
Transportation and travel	7,769	8,796	12,751	14,239	13,600
OREO expenses	46,768	25,800	12,158	2,905	994
All other*	89,379	62,329	73,066	54,174	55,144
Goodwill and trademark impairment losses	—	—	12,480	211,750	—
Amortization of intangibles	9,173	9,482	11,509	10,445	12,021

Subtotal	811,349	620,933	728,263	924,702	686,256

Total	$1,325,547	$1,154,196	$1,336,728	$1,545,462	$1,278,231

Personnel costs to average assets	1.34%	1.46%	1.54%	1.57%	1.49%
Operating expenses to average assets	3.46	3.16	3.39	3.92	3.21
Employees (full-time equivalent)	8,277	9,407	10,387	11,374	11,025
Average assets per employee (in millions)	$4.63	$3.89	$3.80	$3.47	$3.62

Operating expenses for the year ended December 31, 2010 increased by $171.4 million, or 15%, compared with the year ended December 31, 2009. The increase in operating expenses was principally due to $38.8 million in prepayment penalties recognized in 2010 mostly as a result of the cancellation of FHLB advances and certain public fund certificates of deposit as part of BPNA’s deployment of excess liquidity and as part of a strategy to increase margin in future periods, and to the repurchase of certain term notes. This compares to $78.3 million in gains on the early extinguishment of debt in 2009, which resulted principally from the junior subordinated debentures that were extinguished as a result of the exchange of trust preferred securities for common stock in August 2009. Also contributing to the increase in operating expenses for the year ended December 31, 2010, compared with the previous year, were higher professional fees, principally in the categories of consulting fees related to the EVERTEC sale and the Westernbank FDIC-assisted transactions and legal fees related in part to credit collection services and litigation support. Furthermore, there were higher maintenance and selling costs on repossessed properties as well as higher write-downs on the value of these properties. These unfavorable variances were partially offset by lower personnel costs, principally a reduction of $12.4 million in pension and restoration plan expenses, and lower equipment expenses. Full time equivalent employees totaled 8,277 as December 31, 2010 compared with 9,407 at December 31. 2009. A decrease in salaries from a reduction in headcount at the BPNA reportable segment, due to restructuring and staff reductions during 2009 and to the sale of EVERTEC in the fourth quarter of 2010, was partially offset by the salaries related to the employees hired from the Westernbank former operations. The decrease in equipment expenses was mainly due to lower depreciation expense of software licenses and electronic equipment as a result of the EVERTEC sale, and to lower depreciation and maintenance and repair expenses in the BPNA reportable segment due to fewer licensing needs and fewer branches as a result of the restructuring of its operations.
The primary contributor to the reduction in operating expenses for 2009, compared with 2008, was due to the gain on early extinguishment of debt. A second contributor was the decrease in personnel costs, which was primarily the result of a reduction in headcount from 10,387 (excluding discontinued operations) at December 31, 2008 to 9,407 at December 31, 2009, a freeze in the pension plan, the suspension of matching contributions to all savings plans and continuation of a salary and hiring freeze. Furthermore, there was a decrease in business promotion for the year ended December 31, 2009, compared with 2008, principally related to the BPNA reportable segment mostly associated with downsizing of the operations. The BPPR reportable segment also contributed with a reduction in business promotion as a result of cost control measures on expenditures in general, including mailing campaigns, among others. Equipment expenses decreased due to lower amortization of software packages and depreciation of technology equipment, in part because such software and equipment was fully amortized in 2008 or early 2009. Also, the decrease is partially due to lower equipment requirements and software licensing because of the downsizing of the Corporation’s U.S. mainland operations and the transfer of E-LOAN’s technology operations to EVERTEC in Puerto Rico, eliminating two data processing centers. The reduction in professional fees was mostly due to the fact that, in 2008, the Corporation incurred consulting and advisory services associated to the U.S. sale transactions and valuation services, which were not recurrent in 2009. Also, the reduction was influenced by lower credit bureau fees and other loan origination related services given the exiting by E-LOAN of the direct lending business during 2008, lower programming fees and temporary services. The favorable variances in operating expenses comparing 2009 with 2008 results were partially offset by higher FDIC deposit insurance premiums resulting in part from an FDIC revised risk-weighted methodology and an FDIC special assessment designed to replenish the deposit insurance fund.
Income Taxes
Income tax expense amounted to $108.2 million for the year December 31, 2010, compared with an income tax benefit of $8.3 million for the previous year. The increase in income tax expense for 2010 was due to higher pre-tax earnings in 2010 related to the Puerto Rico operations, mostly related to income subject to capital gain tax rate and by lower benefit on net exempt interest income.
In addition, in 2009, there was an increase in the Puerto Rico statutory tax rate from 39% to 40.95% that resulted in an income tax benefit during the year 2009 as compared to 2010.
The change in the effective tax rate for the year ended December 31, 2010 as compared with 2009 was mainly due to a reduction in the net tax exempt interest income. Also, in 2009 there was an increase in the Puerto Rico statutory tax rate from 39% to 40.95% which resulted in an income tax benefit due to the increase in the deferred tax asset. The change in the effective tax rate for the year ended 2009 as compared with 2008 was mainly due to the establishment during 2008 of a valuation allowance on all of the deferred tax assets related to the U.S. operations.
Income tax benefit for the year ended December 31, 2009 was $8.3 million, compared with an income tax expense of $461.5 million for 2008. The decrease in income tax expense for 2009 was primarily due to the impact on the initial recording of the valuation allowance on the U.S. deferred tax assets during 2008 as compared to the year 2009, and by lower pre-tax earnings in 2009 related to the Puerto Rico operations.
The Corporation’s net deferred tax assets at December 31, 2010 amounted to $377 million (net of the valuation allowance of $1.3 billion) compared to $364 million at December 31, 2009. Note 31 to the consolidated financial statements provides the composition of the net deferred tax assets as of such dates. All of the net deferred tax assets at December 31, 2010 pertain to the Puerto Rico operations. Of the amount related to the U.S. operations, without considering the valuation allowance, $1.1 billion is attributable to net operating losses of such operations.

The components of the income tax expense (benefit) for the years ended December 31, 2010, 2009 and 2008 are included in the following table.
Table — Components of Income Tax

	2010		2009		2008
		% of		% of		% of
(In thousands)	Amount	pre-tax loss	Amount	pre-tax loss	Amount	pre-tax loss

Computed income tax at statutory rates	$100,586	41%	$(230,241)	41%	$(85,384)	39%
Benefits of net tax exempt interest income	(7,799)	(3)	(50,261)	9	(62,600)	29
Effect of income subject to preferential tax rate	(143,844)	(59)	(1,842)	—	(17,905)	8
Difference in tax rates due to multiple jurisdictions	13,908	6	40,625	(7)	16,398	(8)
Deferred tax asset valuation allowance	143,754	59	282,933	(50)	643,011	(294)
Non-deductible expenses	28,130	11	—	—	—	—
Adjustment in deferred tax due to change in tax rate	—	—	(12,351)	2	—	—
State taxes and others	(26,505)	(11)	(37,165)	6	(31,986)	15

Income tax expense (benefit)	$108,230	44%	$(8,302)	1%	$461,534	(211%)

The full valuation allowance in the Corporation’s U.S. operations was recorded in the year 2008 in consideration of the requirements of ASC Topic 740. Refer to the Critical Accounting Policies / Estimates section of this MD&A for information on the requirements of ASC Topic 740. The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2010. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position, along with the evaluation of all sources of taxable income available to realize the deferred tax asset, has caused management to conclude that it is more likely than not that the Corporation will not be able to fully realize the deferred tax assets in the future, considering solely the criteria of ASC 740.
The Corporation’s Puerto Rico Banking operation is in a cumulative loss position for the three-year period ended December 31, 2010. This situation is mainly due to the increased charge-offs in the construction loan portfolio in particular, including the charges related to the proposed sale of the portfolio. The Corporation weights all available evidence, positive and negative, to assess the realization of the deferred tax asset. Positive evidence assessed included the Corporation’s Puerto Rico banking operations very strong earnings history and management’s view, based on that history, that the event causing this loss is not a continuing condition of the operations; new legislation extending the period of carryover of net operating losses to 10 years; and unrealized gain on appreciated assets that could be realized to increase taxable income. Such positive evidence is enough to outweigh the negative evidence of the cumulative loss. Based on this evidence, the Corporation has concluded that it is more likely than not that such net deferred tax asset of the Puerto Rico operations will be realized.
Management will reassess the realization of the deferred tax assets based on the criteria of ASC Topic 740 each reporting period. To the extent that the financial results of the U.S. operations improve and the deferred tax asset becomes realizable, the Corporation will be able to reduce the valuation allowance through earnings.
Refer to Note 31 to the consolidated financial statements for additional information on income taxes.
Fourth Quarter Results
The Corporation recognized a net loss of $227.1 million for the quarter ended December 31, 2010, compared with a net loss of $213.2 million for the same quarter of 2009.
Net interest income for the fourth quarter of 2010 was $354.6 million, compared with $269.3 million for the fourth quarter of 2009. The increase in net interest income was primarily due to discount accretions on covered loans acquired from the Westernbank FDIC-assisted transaction. The Corporation’s borrowing costs also decreased as a result of a low interest rate scenario and management’s actions to reduce borrowing costs, principally prepaying high cost FHLB advances. Additionally, there were higher yields on consumer loans principally reflected in the credit cards portfolio, due in part to revisions made to the spread charged over the prime rate for different risk categories.
The provision for loan losses totaled $354.4 million or 74% of net charge-offs for the quarter ended December 31, 2010, compared to $352.8 million or 118% of net charge-offs for the fourth quarter of 2009. The provision for loan losses for the quarter ended December 31, 2010 includes the effect of the $176 million charge to provide for the difference between the book value and the estimated fair value of the portfolios transferred to loans held-for-sale. Excluding the $176 million increase in provision related to these reclassifications, the provision for loan losses declined by $175 million in the fourth quarter of 2010, compared with the same quarter in the previous year.
The provision for loan losses for the fourth quarter of 2010, when compared with the same quarter in 2009, reflects higher net charge-offs by $179.0 million, mainly in construction loans and commercial loans by $126.9 million and $94.8 million, respectively. These increases were offset by decreases in net charge-offs in consumer loans by $27.9 million, mortgage loans by $11.7 million, and leases by $3.0 million. The increases in the commercial and construction loans net charge-offs were primarily attributed to the Corporation’s decision to promptly charge-off previously reserved impaired amounts of collateral dependent loans both in Puerto Rico and the U.S. mainland. The decreases in the consumer and mortgage loan net charge-offs were mostly driven by more stable credit trends experienced by the Corporation’s U.S. mainland operations, particularly in the home equity lines of credit and closed-end second mortgages portfolios. Also, these decreases were influenced in part by portfolio reductions in U.S. mortgage loans, and in the consumer loan portfolios at both reportable segments.
Non-interest income totaled $105.6 million for the quarter ended December 31, 2010, compared with $175.9 million for the same quarter in 2009. The decrease in non-interest income was mainly impacted by higher adjustments to indemnity reserve of $35.0 million compared to the fourth quarter of 2009, related to loans sold with credit recourse and final settlements on some representation and warranty liabilities. The decrease in non-interest income is also due to lower credit card and debit cards fees as a result of lower merchant banking fees due to sale of this operations as part of the EVERTEC transaction. These unfavorable variances were partially offset by lower unfavorable valuation adjustment in the value of mortgage servicing rights and a favorable impact due to the fair value change of the equity appreciation instrument issued as part of the Westernbank FDIC-assisted transaction.
Operating expenses totaled $344.7 million for the quarter ended December 31, 2010, compared with $298.8 million for the same quarter in the previous year. The increase in operating expenses was impacted by the prepayment penalties of $12.1 million on the cancellation of $183 million in FHLB advances, the $7.5 million payment to cover the uninsured portion of the settlement of certain securities class action lawsuits and higher processing fees. The higher processing fees reflect the fact that following the sale of the majority interest in EVERTEC, the costs related to continuing services provided by EVERTEC are no longer fully eliminated in the consolidation of financial results. There were also higher other real estate expenses and unfavorable fair value adjustments on repossessed property and higher charges to increase the reserve for unfunded lending commitments. These unfavorable variances were partially offset by lower equipment expenses mainly because most software packages were transferred to EVERTEC as part of the sale.
Income tax benefit amounted to $11.8 million for the quarter ended December 31, 2010, compared with an income tax expense of $6.9 million for the same quarter of 2009. The variance of $18.7 million was primarily due to a higher loss before tax in the Puerto Rico operations for the fourth quarter of 2010 as compared to the fourth quarter of 2009.
REPORTABLE SEGMENT RESULTS
The Corporation’s reportable segments for managerial reporting purposes consist of Banco Popular de Puerto Rico and Banco Popular North America. A Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by the corporate group are not allocated to the reportable segments. For a description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 39 to the consolidated financial statements.
As a result of the sale of a 51% interest in EVERTEC described in the Overview section, the Corporation no longer presents EVERTEC as a reportable segment and therefore, historical financial information for EVERTEC, including the merchant acquiring business that was part of the BPPR reportable segment but transferred to EVERTEC in connection with the sale, has been reclassified under Corporate for all periods discussed. The financial results for Tarjetas y Transacciones en Red Tranred, a former subsidiary of EVERTEC, and the equity investments in CONTADO and Serfinsa, formerly included as part of the EVERTEC reportable segment, are included as part of the Corporate group. Revenues from the Corporation’s equity interest in EVERTEC are being reported as non-interest income in the Corporate group.
Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. The segments were determined based on the organizational structure, which focuses primarily on the markets the segments serve, as well as on the products and services offered by the segments.
The Corporate group had a net income of $432.9 million for the year ended December 31, 2010, compared with a net income of $17.7 million for the year ended December 31, 2009. The variance in the year-to-date results for the Corporate group was principally due to:
•	higher non-interest income by $575.4 million, principally due to the gain on sale of a majority interest in the processing and technology business in the third quarter of 2010;

•	higher operating expenses by $70.6 million which were impacted by $15.8 million in losses on early extinguishment of debt related to the cancellation of $175 million in medium term notes of the bank holding company and $24.6 million transaction costs related to the EVERTEC sale, compared with gains of $80.3 million associated with the extinguishment of junior subordinated debentures during 2009 as part of the exchange of trust preferred securities for shares of common stock of the Corporation. Also, a charge of $7.5 million was recorded in the fourth quarter of 2010 to cover the uninsured portion of the settlement of certain securities class action lawsuits; and

•	higher income tax expense by $59.7 million principally due to higher taxable income resulting from the gain on the sale of the processing and technology business.
Highlights on the earnings results for the reportable segments are discussed below.
Banco Popular de Puerto Rico
The Banco Popular de Puerto Rico reportable segment’s net income amounted to $46.6 million for the year ended December 31, 2010, compared with $158.3 million for 2009 and $227.5 million for 2008. During 2010, this reportable segment focused most of its efforts on integrating Westernbank’s operations and managing credit quality. As indicated previously, the Westernbank FDIC-assisted transaction added approximately $8.6 billion in unpaid principal balance of loans and $2.4 billion in deposits. A majority of the loans are covered under the FDIC loss sharing agreements, thus reducing the Corporation’s exposure to credit risk on those loans. As part of the transaction, the Corporation added twelve branches to its branch network and retained approximately 57% of Westernbank’s employees. The Westernbank acquisition also offers many opportunities to grow the Corporation’s business moving forward. Westernbank had approximately 240,000 clients, 140,000 of which did not have a relationship with Popular at the time of the transaction. Furthermore, the majority had only one banking relationship with Westernbank, which translates into cross-selling opportunities for the Corporation.
The prolonged recession in the Puerto Rican economy continued to have a negative impact on BPPR’s credit quality during 2010. As shown in the credit quality data included in the Credit Risk Management and Loan Quality section of this MD&A, during 2010, the Corporation’s operations in Puerto Rico continued to experience high level of charge-offs in the commercial and construction loan portfolios, and to a lesser extent, in mortgage loans, principally due to reductions in real estate collateral values. Deterioration in the construction, commercial and mortgage loan portfolios was partially offset by an improvement in the consumer loan portfolios.
The main factors that contributed to the variance in the financial results for 2010, compared with the previous year, included the following:
•	higher net interest income by $229.3 million, or 26%, mainly as a result of the $79.8 million discount accretion on covered loans acquired from the Westernbank FDIC-assisted transaction that are accounted for under ASC Subtopic 310-20 due to their revolving characteristics and the $207.0 million discount accretion on covered loans accounted for under ASC Subtopic 310-30, as well as lower cost of deposits, partially offset by the cost of funding the note issued to the FDIC as part of the Westernbank FDIC-assisted transaction. The BPPR reportable segment’s net interest yield was adversely impacted by funding the FDIC loss share indemnification asset, a non-interest earning asset, with interest bearing liabilities, the note issued to the FDIC. The BPPR reportable segment had a net interest margin of 4.43% for the year ended December 31, 2010, compared with 3.80% for the same period in 2009;

•	lower provision for loan losses by $13.9 million, or 2%, mainly as the result of higher increases in reserves during 2009, primarily related to the construction and commercial loan portfolios. The BPPR reportable segment experienced an increase of $168.3 million in net charge-offs for the year ended December 31, 2010, compared with 2009, principally associated with increases in the commercial and construction loan net charge-offs by $106.6 million and $93.4 million, respectively. The increases in net charge-offs of the commercial and construction loan portfolios include charge-offs of impaired portions of collateral dependent loans of $71.5 million and $81.4 million, respectively, for the year ended December 31, 2010. At December 31, 2010, there were $498 million of loans individually evaluated for impairment in the BPPR reportable segment with a related allowance for loan losses of $14 million, compared with $1.0 billion and $190 million, respectively, at December 31, 2009. Non-performing loans held-in-portfolio in this reportable segment totaled $1.1 billion at December 31, 2010, compared with $1.5 billion at December 31, 2009. The decrease in non-performing loans held-in-portfolio was mostly reflected in construction loans by $540 million, and commercial loans by $31 million, offset by an increase in mortgage loans by $206 million. The decreases in the commercial and construction loans in non-performing status were principally prompted by the reclassification of approximately $603 million worth of loans held-in-portfolio to loans held-for-sale. This reclassification had an impact in the provision for loan losses for the BPPR reportable segment of approximately $56.0 million. The majority of these loans are expected to be sold in the first quarter of 2011, and consist principally of non-performing construction, commercial real estate and land loans in Puerto Rico. The increase in non-performing mortgage loans was principally due to the further deterioration of the Puerto Rico economy, principally as a result of higher unemployment rates, housing value declines, among other factors. The ratio of allowance for loan losses to loans held-in-portfolio for the BPPR reportable segment was 3.26% at December 31, 2010, compared with 4.36% at December 31, 2009. The provision for loan losses represented 90% of net charge-offs for 2010, compared with 122% of net charge-offs for 2009. The ratio of net charge-offs to average loans held-in-portfolio for the BPPR reportable segment was 4.69% for the year ended December 31, 2010, compared with 3.34% for 2009;

•	lower non-interest income by $218.5 million, or 33%, primarily as a result of lower gains on the sale and valuation adjustment of investment securities of $223.7 million, reflecting the absence of prior year’s $227.6 million gain derived principally from the sale of U.S. Treasury notes, U.S. agencies and equity securities. Lower non-interest income also reflects lower trading account profit by $23.3 million mainly in the mortgage banking business, and a reduction in the caption of gain on sale of loans and adjustments to indemnity reserves of $50.0 million, mainly due to increases in indemnity reserves for loans sold with credit recourse. Also, non-interest income for 2010 included a $25.6 million negative impact from the net reduction of the FDIC loss sharing indemnification asset resulting principally from the Corporation’s application of reciprocal accounting on covered loans accounted for under ASC Subtopic 310-20 and on the accretion of the fair value adjustment on unfunded credit commitments derived also from the FDIC-assisted transaction (at approximately 80% of the amounts recognized in interest income and other operating income, respectively), net of the accretion of the FDIC loss sharing indemnification asset due to passage of time. These unfavorable variances were partially offset by an increase in other operating income of $58.8 million resulting mostly from the accretion of the fair value adjustment on the unfunded lending commitments due to the passage of time; and, $42.6 million in favorable changes in the fair value of the equity appreciation instrument issued to the FDIC;
•	higher operating expenses by $108.1 million, or 14%, mainly due to higher personnel costs, professional fees and other operating expenses. The increase in personnel costs was mainly due to the new hires from Westernbank while the increase in other operating expenses was mostly due to losses associated with write-downs in other real estate property; and

•	income tax expense of $27.1 million in 2010, compared with an income tax benefit of $1.3 million in 2009, primarily due to lower benefit on net tax exempt interest income. In addition, there was an increase in the Puerto Rico statutory tax rate from 39% to 40.95% that resulted in an income tax benefit during the year 2009 as compared to 2010.
The main factors that contributed to the variance in results for the year ended December 31, 2009, when compared with 2008, included:
•	lower net interest income by $92.4 million, or 10%, primarily due to a reduction in the yield of earning assets, principally commercial and construction loans. This decline can be attributed to two main factors: (1) the reduction in rates by the Fed and (2) the increase in non-performing loans. Also, the BPPR reportable segment experienced a decrease in the yield of investment securities and federal funds sold. Partially offsetting this unfavorable impact to net interest income was a reduction in the average cost of funds, driven by a reduction in the cost of deposits and short-term borrowings due to the decrease in rates by the Fed and management’s actions to lower the rates paid on certain deposits. Also, the unfavorable variance in net interest income was associated with a decline in the average volume of investment securities and in the loan portfolio, in part due to the slowdown of loan origination activity and increased levels of loan charge-offs. This negative impact from the reduction in the average volume of earning assets was partially offset by a reduction in the average volume of short-term borrowings, brokered deposits and public fund deposits. Despite a reduction in average loans for the BPPR reportable segment of $758 million when comparing 2009 with 2008, and a significant increase in non-performing loans from $781 million at the end of 2008 to $1.5 billion at the end of 2009, the reportable segment’s net interest margin was 3.80% for 2009, compared with 3.94% for the previous year;

•	higher provision for loan losses by $104.5 million, or 20%, primarily related to the construction and commercial loan portfolios. The BPPR reportable segment experienced an increase of $160.5 million in net charge-offs for the year ended December 31, 2009 compared with 2008, principally associated with an increase in construction loan net charge-offs by $131.8 million, mainly related to residential development projects. At December 31, 2009, there were $1.0 billion of loans individually evaluated for impairment in the BPPR reportable segment with a related allowance for loan losses of $190 million, compared with $639 million and $137 million, respectively, at December 31, 2008. Non-performing loans in this reportable segment totaled $1.5 billion at December 31, 2009, compared with $781 million at December 31, 2008. The increases in non-performing loans were mostly reflected in construction loans by $389 million, commercial loans by $190 million and mortgage loans by $110 million. The ratio of allowance for loan losses to loans held-in-portfolio for the BPPR reportable segment was 4.36% at December 31, 2009, compared with 3.44% at December 31, 2008. The provision for loan losses represented 122% of net charge-offs for 2009, compared with 148% of net charge-offs for 2008. The ratio of net charge-offs to average loans held-in-portfolio for the BPPR reportable segment was 3.34% for the year ended December 31, 2009, compared with 2.18% for 2008;

•	higher non-interest income by $134.8 million, or 25%, mainly due to higher gains on the sale and valuation adjustment of investment securities by $156.8 million, principally due to the gain on sale of investment securities by BPPR. Service charges on deposit accounts increased by $11.9 million, principally for commercial account, overdraft and ATM fees. Other non-interest income categories decreased in the aggregate by $34.0 million, which was mostly the result of higher unfavorable changes in the fair value of the servicing rights due to factors such as higher discount rate, delinquency, foreclosure and other economic assumptions, and lower credit card fees mostly associated with late payment fees. These unfavorable variances were partially offset by higher mortgage servicing fees due to a greater volume of loans serviced for others;

•	higher operating expenses by $22.6 million, or 3%, mainly due to higher FDIC deposit insurance by $38.4 million, partially offset by lower business promotion, professional fees, personnel costs, equipment expenses, among others. Several cost saving efforts were launched during the year targeting all controllable expenses. Some high impact initiatives included: (i) decreases in business promotion expenses, (ii) headcount reductions by attrition, and (iii) rationalization of technology investments; and

•	lower income tax expense by $15.5 million.
Banco Popular North America
For the year ended December 31, 2010, the reportable segment of Banco Popular North America had a net loss of $340.3 million, compared to a net loss of $725.9 million for 2009 and a net loss $524.8 million for 2008. The reduction in the loss was driven by a lower provision for loan losses due to a general improvement in credit quality, partially offset by the impact of several transactions, which included an additional provision for loan losses of $120 million in December 2010 in connection with the reclassification of a portfolio of non-conventional residential mortgage loans to held-for-sale and the termination of approximately $417 million in high-cost borrowings, incurring approximately $21.9 million in prepayment penalties. Even though these transactions had a significant impact in 2010, BPNA should benefit in the future from lower funding costs and an improvement in credit quality.
In the U.S. mainland, management remains focused on managing legacy assets and improving the performance of BPNA’s core banking business. The U.S. operations have followed the general credit trends on the mainland demonstrating progressive improvement; nonetheless, credit quality continues to be closely monitored. BPNA’s provision for loan losses in 2010 was almost half of what it was in year 2009.
Management is working on increasing BPNA’s customer base as it moves from being a mainly Hispanic-focused bank to a more broad-based community bank. To that end, in July 2010, the Corporation launched a rebranding pilot program in Illinois changing the name of the bank from Banco Popular North America to Popular Community Bank in order to appeal to a broader demographic group. Initial results have been encouraging, reflecting an increase in business from non-Hispanic customers. Management will continue monitoring results to decide on a potential rollout to other regions.
The main factors that contributed to the variance in results for the year ended December 31, 2010, when compared with 2009, included:
•	lower net interest income by $5.5 million, or 2%, mainly due to a reduction in the volume of average earning assets, principally loans. The decrease in loans is related to lower originations coupled with deleveraging activity and the exiting of certain lending channels such as non-conventional residential mortgages and the E-LOAN origination platform. Partially offsetting the decrease in the volume of earning assets was a lower cost of interest bearing deposits, mainly time deposits and money market deposits, which contributed to an increase in the net interest margin;

•	lower provision for loan losses by $380.0 million, or 49%, principally as a result of higher general reserve requirements during 2009 for commercial loans, construction loans, U.S. non-conventional residential mortgages and home equity lines of credit, combined with specific reserves recorded for individually evaluated impaired loans. There were higher net charge-offs in commercial loans by $68.4 million, and lower net charge-offs in consumer loans by $65.2 million, mortgage loans by $36.9 million, construction loans by $8.3 million, and leases by $1.0 million. For the year ended December 31, 2010, commercial and construction loan net charge-offs include $36.6 million and $19.9 million, respectively, of impaired portions of collateral dependent loans. At December 31, 2010, there were $301 million of individually evaluated impaired loans in the BPNA reportable segment with no specific allowance for loan losses, compared to $629 million and $134 million, respectively, at December 31, 2009. Non-performing loans held-in-portfolio in this reportable segment totaled $460 million at December 31, 2010, compared with $798 million at December 31, 2009. The decrease in non-performing loans held-in-portfolio was mostly reflected in the commercial and construction loan portfolios, which decreased by $81 million and $76 million, respectively, coupled by a decrease in non-performing mortgage loans of $174 million. The latter was mainly driven by the reclassification of approximately $396 million (book value) of U.S. non-conventional residential mortgage loans to loans held-for-sale. The ratio of allowance for loan losses to loans held-in-portfolio for the BPNA reportable segment was 5.02% at December 31, 2010, compared with 6.98% at December 31, 2009. The provision for loan losses represented 85% of net charge-offs for 2010, compared with 152% of net charge-offs for 2009. The ratio of net charge-offs to average loans held-in-portfolio for the Banco Popular North America operations was 6.01% for 2010, compared with 5.54% in 2009;

•	higher non-interest income by $24.3 million, mainly due to lower provisioning in 2010 for representation and warranty reserves on loans sold in previous periods, compared with 2009 charges, and lower losses on the sale of Popular Equipment Finance loans. These favorable variances were partially offset by lower service charges on deposit accounts as described in the Non-interest Income section of this MD&A;

•	lower operating expenses by $15.9 million, or 5%, principally as a result of lower personnel costs due to the staff reductions from the restructuring efforts, lower net occupancy expenses due to fewer branch locations, and lower equipment expenses also resulting from BPNA’s previous year’s restructuring efforts. Also contributing to the reduction in operating expenses were lower FDIC assessments since 2009, which included a larger deposit base and the one-time special assessment. These variances were partially offset by prepayment penalties of $21.9 million on the cancellation of FHLB advances and early termination of certain public fund certificates of deposit as part of BPNA’s deployment of excess liquidity and as part of a strategy to increase margin in future periods; and

•	income tax expense increase of $29.2 million in 2010, due to an adjustment of the deferred tax valuation allowance expense, in the year 2009, as a result of the tax sharing agreement between the entities to reflect actual 2009 federal taxable income as reported on the tax returns. In addition, in the year 2009 there was a reversal in the deferred tax valuation allowance due to a refund received from the IRS as a result of the use of the net operating loss carryback available.
The main factors that contributed to the variance in results for the year ended December 31, 2009, when compared with 2008, included:
•	lower net interest income by $36.1 million, or 10%, which was mainly due to lower average volume of commercial, mortgage and personal loans driven in part by the branch actions and the business lending initiatives whereby BPNA exited certain lines of business and E-LOAN’s operation as a direct first mortgage lender was discontinued. Average loans in the BPNA reportable segment declined by $823 million in 2009 compared with 2008. The negative variance in net interest income was also due to lower loan yields, partially offset by lower cost of interest-bearing deposits;

•	higher provision for loan losses by $310.0 million, or 66%, principally as a result of higher general reserve requirements for commercial loans, construction loans, U.S. non-conventional residential mortgages and home equity lines of credit, combined with specific reserves recorded for individually evaluated impaired loans. There were higher net charge-offs in commercial loans by $93.2 million, mortgage loans by $59.9 million, construction loans by $57.7 million and consumer loans by $56.0 million. At December 31, 2009, there were $629 million of individually evaluated impaired loans in the BPNA reportable segment with a specific allowance for loan losses of $134 million, compared to $259 million and $58 million, respectively, at December 31, 2008. The increase in the provision for loan losses considers inherent losses in the portfolios evidenced by an increase in non-performing loans in this reportable segment by $377 million, when compared to December 31, 2008. The ratio of allowance for loan losses to loans held-in-portfolio for the BPNA reportable segment was 6.98% at December 31, 2009, compared with 3.42% at December 31, 2008. The provision for loan losses represented 152% of net charge-offs for 2009, compared with 190% of net charge-offs for 2008. The ratio of annualized net charge-offs to average loans held-in-portfolio for the Banco Popular North America operations was 5.54% for 2009, compared with 2.45% for the same quarter in 2008;

•	lower non-interest income by $110.8 million, or 79%, mainly due to higher indemnity reserve requirements for representations and warranties on certain former sales agreements based on higher volume of claims and loss experience and lower gains on the sale of loans due to greater volume of loans sold during 2008 prior to E-LOAN ceasing to originate loans in late 2008. The indemnity reserve level approximated $33 million at December 31, 2009, compared with $6 million at December 31, 2008. The increase was due to a significant rise in the level of registered and expected disbursements. Although the risk of loss or default was generally assumed by the investors, the Corporation is required to make certain representations relating to borrower creditworthiness, loan documentation, and collateral, which due to current credit conditions, have resulted in investors being very aggressive in the due diligence for claims. During 2009, repurchases or make-whole events required the Corporation to disburse approximately $15.8 million related to the indemnity reserves. Also, the unfavorable variance in non-interest income reflects lower gains on the sale of a real estate property as the 2008 results included $21.1 million on the sale of a commercial building in New York City and $12.8 million on the sale of six Texas branches;

•	lower operating expenses by $116.2 million, or 27%. This variance was principally due to lower personnel costs by $65.1 million and business promotion expenses by $16.1 million. Also, 2008 financial results included $10.9 million of impairment on E-LOAN’s trademark. Operating expenses for the BPNA reportable segment included $41.7 million in restructuring related costs (including severance, lease cancellations, write-off of capitalized software and equipment, impairments on other long-lived assets and intangibles) in 2008, compared with $9.5 million in 2009. Besides the decrease associated with lower restructuring costs, the general expense reductions reflected the combined impact of the branch actions and the lending business initiatives plus decreases in all discretionary expending across the organization. As part of the BPNA restructuring plan, E-LOAN’s operation as a direct first mortgage lender was discontinued with all other activities consolidated into BPNA and EVERTEC. Throughout the implementation of the restructuring plan, FTEs in the BPNA reportable segment have decreased from 2,101 in December 2008 to approximately 1,409 in December 2009; and

•	income tax benefit of $24.9 million in 2009, compared with income tax expense of $114.7 million in 2008. The income tax benefit reported for 2009 relates in part to a tax refund as a result of the 2005 and 2006 net operating loss carry backs. Income tax expense for 2008 included the recording of a valuation allowance on the deferred tax assets.

DISCONTINUED OPERATIONS
In 2008, the Corporation discontinued the operations of Popular Financial Holdings (“PFH”) by selling assets and closing service branches and other units. The following table provides financial information for the discontinued operations for the years ended December 31, 2009 and 2008. For financial reporting purposes, the results of the discontinued operations of PFH are presented as “Assets / Liabilities from discontinued operations” in the consolidated statements of condition and as “Loss from discontinued operations, net of tax” in the consolidated statements of operations.

(In millions)	2009	2008

Net interest income	$0.9	$30.8
Provision for loan losses	—	19.0
Non-interest income, including fair value adjustments on loans and mortgage servicing rights	(3.2)	(266.9)
Operating expenses, including restructuring costs and reductions in value of servicing advances and other real estate [a]	10.9	213.5
Loss on disposition during the period [b]	—	(79.9)

Pre-tax loss from discontinued operations	$(13.2)	$(548.5)
Income tax expense (benefit) [c]	6.8	14.9

Loss from discontinued operations, net of tax	$(20.0)	$(563.4)

[a]	Restructuring costs amounted to $17.4 million in 2008, which consisted principally of personnel costs of $8.9 million and net occupancy expenses of $6.7 million.

[b]	Loss on disposition for 2008 includes the loss associated to the sale of manufactured housing loans in September 2008, including lower of cost or market adjustments at reclassification from loans held-in-portfolio to loans held-for-sale. Also, it includes the impact of fair value adjustments and other losses incurred during the fourth quarter of 2008 related to the sale of loans, residual interests and servicing related assets.

[c]	Income tax for 2008 included the impact of recording a valuation allowance on deferred tax assets of $209.0 million.

STATEMENT OF CONDITION ANALYSIS
Assets
Refer to the consolidated financial statements included in this 2010 Annual Report for the Corporation’s consolidated statements of condition at December 31, 2010 and December 31, 2009. Also, refer to the Statistical Summary 2006-2010 in this MD&A for condensed statements of condition for the past five years. At December 31, 2010, the Corporation’s total assets were $38.7 billion, compared with $34.7 billion at December 31, 2009. The increase in total assets from December 31, 2009 to December 31, 2010 was mostly due to the Westernbank FDIC-assisted transaction, which as of the April 30, 2010 transaction date added $8.3 billion in total assets, net of fair value adjustments. This increase was offset in part by a reduction in the portfolio of investment securities and lower volume of loan originations, a run-off of legacy loans in the BPNA reportable segment associated to business lines exited in previous years, and the high volume of loan charge-offs. New originations have been adversely impacted by a negative economic environment that has resulted in weak loan demand.
Investment securities
The following table provides a breakdown of the Corporation’s portfolio of investment securities available-for-sale (“AFS”) and held-to-maturity (“HTM”) on a combined basis at December 31, 2010, 2009 and 2008. Also, Notes 8 and 9 to the consolidated financial statements provide additional information by contractual maturity categories and gross unrealized gains / losses with respect to the Corporation’s available-for-sale (“AFS”) and held-to-maturity (“HTM”) investment securities.
Table — AFS and HTM Investment Securities

(In millions)	2010	2009	2008

U.S. Treasury securities	$64.0	$56.2	$502.1
Obligations of U.S. government sponsored entities	1,211.3	1,647.9	4,808.5
Obligations of Puerto Rico, States and political subdivisions	144.7	262.8	385.7
Collateralized mortgage obligations	1,323.4	1,718.0	1,656.0
Mortgage-backed securities	2,576.1	3,210.2	848.5
Equity securities	9.5	7.8	10.1
Other	30.2	4.8	8.3

Total AFS and HTM investment securities	$5,359.2	$6,907.7	$8,219.2

The portfolio of investment securities consists primarily of liquid, high quality securities. The reduction in investment securities from December 31, 2009 to December 31, 2010 was mostly impacted by maturities, prepayments and sales. The cash proceeds from these activities were not fully reinvested as part of a strategy to deleverage the balance sheet, including making prepayments on the note issued to the FDIC, as part of the Westernbank-assisted transaction. Proceeds from the sale of investment securities available-

for-sale for the year ended December 31, 2010 amounted to $397.1 million, with gains of approximately $3.8 million. The decline in the Corporation’s available-for-sale and held-to-maturity investment portfolios from December 31, 2008 to the end of 2009 was mainly associated with sales of securities in early 2009 and the repayment of maturing securities. As previously indicated in this MD&A, during the first quarter of 2009, the Corporation sold $3.4 billion of investment securities available-for-sale, principally U.S. agency securities (FHLB notes) and U.S. Treasury securities. From the proceeds received from this sale, approximately $2.9 billion were later reinvested, primarily in GNMA mortgage-backed securities. The sale and reinvestment was performed primarily to strengthen common equity by realizing a gain and improving the Corporation’s regulatory capital ratios.
At December 31, 2010, there were investment securities AFS and HTM with a fair value of $290 million in an unrealized loss position amounting to $9 million. These figures compare with securities of $1.8 billion with unrealized losses of $31 million at December 31, 2009. Management performed its quarterly analysis of all debt securities in an unrealized loss position at December 31, 2010 and concluded that no individual debt security was other-than-temporarily impaired as of such date. At December 31, 2010, the Corporation does not have the intent to sell debt securities in an unrealized loss position and it is not more likely than not that the Corporation will have to sell those investment securities prior to recovery of their amortized cost basis.
Loan portfolio
Refer to Table H, for a breakdown of the Corporation’s loan portfolio, the principal category of earning assets. Included in Table H are $894 million of loans held-for-sale at December 31, 2010, compared with $91 million at December 31, 2009. During the quarter ended December 31, 2010, the Corporation reclassified approximately $1.0 billion (carrying amount prior to lower of cost or fair value adjustments) of loans held-in-portfolio to loans-held-for-sale, which are expected to be sold during the first quarter of 2011. The loans reclassified consisted principally of non-performing construction, commercial real estate and land loans in Puerto Rico and U.S. non-conventional residential mortgage loans and did not include any loans covered under the FDIC loss sharing agreements.
Loans covered under the FDIC loss sharing agreements are presented in a separate line item in Table H. Because of the loss protection provided by the FDIC, the risks of the covered loans are significantly different, thus the Corporation has determined to segregate them in the information included in Table H.
Excluding the acquired covered loans, the volume of all loan portfolios at December 31, 2010, except for mortgage loans, declined when compared to December 31, 2009. This generally reflects weak loan demand, the high level of loan charge-offs as a result of the downturn in the real estate market, a continued weak economy, and the exiting or downsizing of certain loan origination channels at certain business lines at BPNA, which portfolios are currently in a run-off mode. A similar trend was experienced in the loan portfolio from 2008 to 2009, impacted by similar factors. Furthermore, the reduction since 2008 was influenced by the restructuring of the Corporation’s U.S. operations, including the discontinuance of PFH operations and E-LOAN ceasing to originate loans since the end of 2008 and the exiting of certain business lines at BPNA, primarily during 2009.
Table H
Loans Ending Balances (including Loans Held-for-Sale)

	At December 31,
(In thousands)	2010	2009	2008 [1]	2007	2006

Loans not covered under FDIC loss sharing agreements:
Commercial	$11,454,013	$12,666,955	$13,687,060	$13,685,791	$13,115,442
Construction	913,595	1,724,373	2,212,813	1,941,372	1,421,395
Lease financing	602,993	675,629	1,080,810	1,164,439	1,226,490
Mortgage	4,945,388	4,691,145	4,639,464	7,434,800	11,695,156
Consumer	3,705,984	4,045,807	4,648,784	5,684,600	5,278,456

Total non-covered loans	$21,621,973	$23,803,909	$26,268,931	$29,911,002	$32,736,939
Loans covered under FDIC loss sharing agreements [2]	$4,836,882

Total loans	$26,458,855	$23,803,909	$26,268,931	$29,911,002	$32,736,939

[1]	Loans disclosed exclude the discontinued operations of PFH.

[2]	Refer to Note 10 to the consolidated financial statements for the composition of the loans covered under FDIC loss sharing agreements.

The explanations for loan portfolio variances discussed below exclude the impact of the acquired covered loans.
At December 31, 2010, the commercial and construction loan portfolios decreased $2.0 billion when compared to December 31, 2009. The decrease in these portfolios was both reflected in the BPPR and BPNA reportable segments and was impacted by lower new loan origination activity, portfolio run-off associated with exited origination channels in the U.S. operations, and loan net charge-offs during the year ended December 31, 2010 that totaled $833 million. During the quarter ended December 31, 2010, the

Corporation decided to promptly charge-off previously reserved impaired amounts of collateral dependent loans, both in Puerto Rico and U.S. operations, which totaled $210 million.
The decrease in the consumer loan portfolio from December 31, 2009 to December 31, 2010 of approximately $340 million, or 8%, was mostly reflected in personal and auto loans in Puerto Rico and home equity lines of credit and closed-end second mortgages in E-LOAN. Net charge-offs in the consumer loan portfolio amounted to $214 million for the twelve months ended December 31, 2010. Also, portfolio run-off exceeded the volume of new personal and auto loan originations in the BPPR reportable segment due to current weak economic conditions. Furthermore, the run-off of Popular Finance’s loan portfolio contributed to such decrease. Popular Finance’s operations were closed in late 2008. Also, there were reductions in the consumer loan portfolio of the BPNA reportable segment, primarily due to loan charge-offs and the run-off of its auto, closed-end second mortgages and home equity lines of credit portfolios, which are part of the business lines exited in prior years.
The decline in the lease financing portfolio from December 31, 2009 to December 31, 2010 was mostly at the BPPR reportable segment by $46 million, which similar to other loan portfolios continues to reflect the general slowdown in loan originations. The Corporation’s U.S. operations are no longer originating lease financing and as such, the outstanding portfolio in those operations is running off. At December 31, 2010, this portfolio had decreased $27 million when compared with December 31, 2009.
The mortgage loan portfolio at December 31, 2010 increased $254 million from December 31, 2009. The BPPR reportable segment showed an increase of $646 million, while the BPNA reportable segment experienced a reduction of $392 million. The Corporation’s mortgage loan origination subsidiary in Puerto Rico, Popular Mortgage, continued its efforts to originate loans despite the weak economic conditions in the Island. During the third quarter of 2010, the Puerto Rico government signed into law an aggressive housing incentive package which is helping boost residential housing sales activity. The reduction at BPNA resulted principally from the discontinuance of the non-conventional mortgage loan origination business and a higher volume of net charge-offs in the non-conventional mortgage loan portfolio.
As previously reported, the loan portfolio acquired amounted to over $8.6 billion in unpaid principal balance with a fair value of $5.2 billion. Note 10 to the consolidated financial statements presents the carrying amount of the covered loans broken down by major loan type categories. A substantial amount of the covered loans, or approximately $4.5 billion of their carrying value at December 31, 2010, is accounted for under ASC Subtopic 310-30. Refer to the Critical Accounting Policies / Estimates section of this MD&A for information on the accounting for the acquired loans.
The following table presents acquired loans accounted for pursuant to ASC Subtopic 310-30 as of the April 30, 2010 acquisition date:

(In thousands)

Contractually-required principal and interest	$9,850,613
Non-accretable difference	3,402,907

Cash flows expected to be collected	6,447,706
Accretable yield	1,538,059

Fair value of loans accounted for under ASC Subtopic 310-30	$4,909,647

The cash flows expected to be collected consider the estimated remaining life of the underlying loans and include the effects of estimated prepayments.
Changes in the carrying amount and the accretable yield for the acquired loans in the Westernbank FDIC-assisted transaction from date of acquisition through December 31, 2010, and which are accounted pursuant to the ASC Subtopic 310-30, were as follows:

(In thousands)	Accretable yield	Carrying amount of loans

Balance at January 1, 2010	—	—
Additions [1]	$1,538,059	$4,909,647
Accretion	(206,951)	206,951
Payments received		(576,670)

Balance at December 31, 2010	$1,331,108	$4,539,928

[1]	Represents the estimated fair value of the loans at the date of acquisition. There were no reclassifications from non-accretable difference to accretable yield from April 30, 2010 to December 31, 2010.

At December 31, 2010, none of the acquired loans accounted under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.
As indicated in Note 2 to the consolidated financial statements and the Critical Accounting Policies / Estimates section of this MD&A, the Corporation accounts for acquired lines of credit with revolving privileges under the accounting guidance of ASC

Subtopic 310-20, which requires that any differences between the contractually required loan payment receivable in excess of the initial investment in the loans be accreted into interest income over the life of the loan, if the loan is accruing interest. The following table presents acquired loans accounted for under ASC Subtopic 310-20 as of the April 30, 2010 acquisition date:

(In thousands)

Fair value of loans accounted under ASC Subtopic 310-20	$290,810

Gross contractual amounts receivable (principal and interest)	$457,201

Estimate of contractual cash flows not expected to be collected	$164,427

The cash flows expected to be collected consider the estimated remaining life of the underlying loans and include the effects of estimated prepayments.
FDIC loss share indemnification asset
As part of the loan portfolio fair value estimation in the Westernbank FDIC-assisted transaction, the Corporation established the FDIC loss share indemnification asset, which represented the present value of the estimated losses on loans to be reimbursed by the FDIC. The FDIC loss share indemnification asset amounted to $2.3 billion at December 31, 2010 and is presented in a separate line item in the consolidated statement of condition. Refer to Note 3 to the consolidated financial statements for additional information on the FDIC loss sharing agreements and the resulting indemnification asset.
Other assets
The following table provides a breakdown of the principal categories that comprise the caption of “Other assets” in the consolidated statements of condition at December 31, 2010 and 2009.
Table — Other Assets

(In thousands)	2010	2009	Change

Net deferred tax assets (net of valuation allowance)	$388,466	$363,967	$24,499
Investments under the equity method	299,185	99,772	199,413
Bank-owned life insurance program	237,997	232,387	5,610
Prepaid FDIC insurance assessment	147,513	206,308	(58,795)
Other prepaid expenses	75,149	130,762	(55,613)
Derivative assets	72,510	71,822	688
Trade receivables from brokers and counterparties	347	1,104	(757)
Others	234,906	218,795	16,111

Total other assets	$1,456,073	$1,324,917	$131,156

The increase in other assets from December 31, 2009 to the same date in 2010 was primarily due to the 49% ownership interest in EVERTEC, which is being accounted as an investment under the equity method. Refer to the Overview section of this MD&A and Note 4 to the consolidated financial statements for a description of the EVERTEC transaction. This increase was partially offset by reductions in the FDIC insurance premiums prepayment due to amortization and in other prepaid expenses, principally software packages due to the sale of EVERTEC.
Deposits and Borrowings
The composition of the Corporation’s financing to total assets at December 31, 2010 and 2009 was as follows:
Table — Financing to Total Assets

			% increase
			(decrease)	% of total assets
(Dollars in millions)	2010	2009	from 2009 to 2010	2010	2009

Non-interest bearing deposits	$4,939	$4,495	9.9%	12.8%	13.0%
Interest bearing core deposits	15,637	14,983	4.4	40.4	43.1
Other interest bearing deposits	6,186	6,447	(4.0)	16.0	18.6
Federal funds and repurchase agreements	2,413	2,633	(8.4)	6.2	7.6
Other short-term borrowings	364	7	N.M.	0.9	—
Notes payable	4,170	2,649	57.4	10.8	7.6
Others	1,213	983	23.4	3.1	2.8
Stockholders’ equity	3,801	2,539	49.7	9.8	7.3

N.M. means not meaningful.

Deposits
A breakdown of the Corporation’s deposits at period-end is included in Table I.
Table I
Deposits Ending Balances

	At December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006

Demand deposits [1]	$5,501,430	$5,066,282	$4,849,387	$5,115,875	$4,910,848
Savings, NOW and money market deposits	10,371,580	9,635,347	9,554,866	9,804,605	9,200,732
Time deposits	10,889,190	11,223,265	13,145,952	13,413,998	10,326,751

Total	$26,762,200	$25,924,894	$27,550,205	$28,334,478	$24,438,331

[1]	Includes interest and non-interest bearing demand deposits.

Brokered certificates of deposit, which are included in time deposits, amounted to $2.3 billion at December 31, 2010, compared with $2.7 billion at December 31, 2009. The decline was principally in the BPNA reportable segment.
The increase in demand and saving deposits from December 31, 2009 to December 31, 2010 was principally related to the deposits assumed in the Westernbank FDIC-assisted transaction. Time deposits, excluding brokered deposits, showed an increase of $81 million, which consisted of an increase of $885 million in BPPR primarily from the assumed deposits of Westernbank, partially offset by a reduction in the BPNA reportable segment of $804 million mainly due to reduced levels of individual certificates of deposits and lower deposits gathered through E-LOAN’s internet platform, the effect of a reduction in the pricing of these deposits and strategic actions taken that reduced BPNA’s asset base considerably.
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
Borrowings
The Corporation’s borrowings amounted to $6.9 billion at December 31, 2010, compared with $5.3 billion at December 31, 2009. The increase of $1.6 billion in borrowings from the end of 2009 to December 31, 2010 was related to the note issued to the FDIC in relation to the FDIC-assisted transaction, which amounted to $2.5 billion at December 31, 2010, partially offset by a decrease of $439 million in advances with the Federal Home Loan Bank (“FHLB”), a reduction of $220 million in repurchase agreements, and the cancellation of $175 million in term notes, which had contractual maturities in September 2011 and were repurchased by the Corporation from holders of record in July 2010. During 2010, the Corporation prepaid $363 million in FHLB advances. The prepayment of the FHLB advances as well as the repurchase of the term notes was associated with the Corporation’s strategy to extinguish certain high-cost debt, which will benefit the Corporation’s cost of funds going forward.
The note issued to the FDIC is collateralized by the covered loans (other than certain consumer loans) and other real estate acquired in the agreement with the FDIC and all proceeds derived from such assets, including cash inflows from claims to the FDIC under the loss sharing agreements. Borrowings under the note bear interest at the per annum rate of 2.50% and is paid monthly. The Corporation may prepay the note in whole or in part without any penalty subject to certain notification requirements indicated in the agreement. During the year 2010, the Corporation prepaid $2.6 billion of the note issued to the FDIC from funds unrelated to the assets securing the note.
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
In August 2009, the Corporation issued junior subordinated debentures with an aggregate liquidation amount of $936 million as part of the exchange agreement with the U.S. Treasury. At December 31, 2009, the outstanding balance of these debentures was $424 million since it is reported net of a discount amounting to $512 million. The discount resulted from the recording of the debentures at fair value because of the accounting treatment of the exchange. The increase in junior subordinated debentures was partially offset by the reduction in previously outstanding junior subordinated debentures of $410 million, associated with the exchange of trust preferred securities for common stock. Refer to a subsequent section titled Exchange Offers in this MD&A for detailed information on these exchange transactions.

In March 2010, the SEC’s Division of Corporation Finance sent a letter to certain public companies requesting information about repurchase agreements, securities lending transactions or other transactions involving the obligation to repurchase the transferred assets. The letter requests several disclosures with respect to such transfers that are recorded as sales. In this regard, the Corporation records all its repurchase transactions as collateralized borrowings rather than as sales transactions.
Refer to Notes 18, 19 and 20 to the consolidated financial statements for detailed information on the Corporation’s borrowings at December 31, 2010 and December 31, 2009. Also, refer to the Liquidity Risk section in this MD&A for additional information on the Corporation’s funding sources at December 31, 2010.
Other liabilities
The increase in other liabilities of $229 million from December 31, 2009 to December 31, 2010 included the equity appreciation instrument issued as part of the Westernbank FDIC-assisted transaction with a fair value of $10 million at December 31, 2010, an increase of $44 million in the GNMA buy-back option and an increase of $31 million in the reserve for loans serviced with credit recourse and on loans sold with representation and warranty arrangements. Refer to the Liquidity Risk section in this MD&A for additional information on the Corporation’s contractual obligations at December 31, 2010.
Stockholders’ Equity
Stockholders’ equity totaled $3.8 billion at December 31, 2010, compared with $2.5 billion at December 31, 2009 and $3.3 billion at December 31, 2008. Refer to the consolidated statements of condition and of stockholders’ equity for information on the composition of stockholders’ equity. Also, the disclosures of accumulated other comprehensive income (loss), an integral component of stockholders’ equity, are included in the consolidated statements of comprehensive loss. The increase in stockholders’ equity from December 31, 2009 to December 31, 2010 was principally due to a common stock issuance during the second quarter of 2010, which contributed $1.15 billion in additional capital. Refer to the Overview section of this MD&A for the main driver of this capital raise.
The decrease in stockholders’ equity from the end of 2008 to the end of 2009 was principally the result of the net loss of $573.9 million recorded during the year ended December 31, 2009. Certain significant transactions that occurred during 2009 had an impact on various categories of stockholders’ equity, including a reduction in preferred stock and an increase in common stockholders’ equity.
During the third quarter of 2009, the Corporation issued 357,510,076 new shares of common stock in exchange for its Series A and Series B preferred stock and trust preferred securities, which resulted in a total increase in common stockholders’ equity of $923 million. This increase included newly issued shares of common stock and surplus of $612 million and a favorable impact to accumulated deficit of $311 million, including $80.3 million in gains on the extinguishment of junior subordinated debentures that relate to the trust preferred securities. Preferred stock reflected a reduction as a result of the exchange of Series A and B preferred stock for shares of common stock of $537 million.
In December 2008, the Corporation received $935 million from the United States Department of the Treasury (“U.S. Treasury”) as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program in exchange for the Corporation’s Class C preferred stock and warrants on common stock. In August 2009, the Corporation exchanged newly issued trust preferred securities for the shares of Series C Preferred Stock that were issued to the U.S. Treasury. The reduction in total stockholders’ equity related to the U.S. Treasury exchange transaction at the exchange date was approximately $416 million, which was principally impacted by the reduction of $935 million of aggregate liquidation preference value of the Series C preferred stock, partially offset by the $519 million discount on the junior subordinated debentures.
Refer to Note 22 to the consolidated financial statements for detailed information on the exchange offers, ratios, relevant price per share and fair value per share used for the exchange computations and accounting impact. The objective of the exchange offer was to boost common equity.
Included within surplus in stockholders’ equity at December 31, 2010 and December 31, 2009 was $402 million corresponding to a statutory reserve fund applicable exclusively to Puerto Rico banking institutions. The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. At December 31, 2010 and December 31, 2009, BPPR was in compliance with the statutory reserve requirement.
In June 2009, management announced the suspension of dividends on the Corporation’s common stock and Series A and B preferred stock. The Corporation did not pay dividends on its common stock during 2010. At the end of 2010, the Corporation began paying dividends once again on the Series A and B preferred stock. Dividends paid on the Series A and B preferred stock totaled $310 thousand in 2010, compared with $22.5 million in 2009 and $31.4 million in 2008.
REGULATORY CAPITAL
Table J presents the Corporation’s capital adequacy information for the years 2006 through 2010. Note 25 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements, including the regulatory capital ratios of its depository institutions, BPPR and BPNA.
Table J
Capital Adequacy Data

	At December 31,
(In thousands)	2010	2009	2008	2007	2006

Risk-based capital:
Tier I capital	$3,733,776	$2,563,915	$3,272,375	$3,361,132	$3,727,860
Supplementary (Tier II) capital	328,107	346,527	384,975	417,132	441,591

Total Capital	$4,061,883	$2,910,442	$3,657,350	$3,778,264	$4,169,451

Risk-weighted assets:
Balance sheet items	$22,588,231	$23,182,230	$26,838,542	$30,294,418	$32,519,457
Off-balance sheet items	3,099,186	2,964,649	3,431,217	2,915,345	2,623,264

Total risk-weighted assets	$25,687,417	$26,146,879	$30,269,759	$33,209,763	$35,142,721

Ratios
Tier I capital (minimum required - 4.00%)	14.54%	9.81%	10.81%	10.12%	10.61%
Total capital (minimum required - 8.00%)	15.81	11.13	12.08	11.38	11.86
Leverage ratio*	9.72	7.50	8.46	7.33	8.05
Equity to assets	8.51	7.80	8.21	8.20	7.75
Tangible equity to assets	6.78	6.12	6.64	6.64	6.25
Equity to loans	12.62	11.48	12.14	11.79	11.66
Internal capital generation rate	4.21	(21.88)	(42.11)	(6.61)	4.48

*	All banks are required to have a minimum Tier I leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

To meet minimum, adequately-capitalized regulatory requirements, an institution must maintain a Tier 1 Capital ratio of 4% and a Total Capital ratio of 8%. A “well-capitalized” institution must generally maintain capital ratios 200 basis points higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a Tier 1 Leverage ratio, defined as Tier 1 Capital divided by adjusted quarterly average total assets, after certain adjustments. “Well-capitalized” bank holding companies must have a minimum Tier 1 Leverage ratio of 5%. The Corporation’s ratios presented in Table J show that the Corporation was “well-capitalized” for regulatory purposes, the highest classification, for all years presented. BPPR and BPNA were also well-capitalized.
The Corporation’s regulatory capital ratios for 2010 were positively impacted by the capital raise from the common stock issuance and the sale of a majority interest in EVERTEC. The Corporation’s regulatory capital ratios for 2009 when compared with the previous year were negatively impacted by the following principal factors: (i) net loss for the third consecutive year; (ii) higher disallowance for total capital inclusion related to the allowance for loan losses, which is a critical component of the Corporation’s financial condition that management continued to increase during 2009; and (iii) an increase in the deferred tax assets disallowed for Tier 1 capital inclusion.
During 2010 and 2009, the Corporation made capital contributions amounting to $745 million and $590 million, respectively, to its banking subsidiary BPNA to maintain BPNA’s capital ratios at well-capitalized levels.
In accordance with the Federal Reserve Board guidance, the trust preferred securities represent restricted core capital elements and qualify as Tier 1 capital, subject to quantitative limits. The aggregate amount of restricted core capital elements that may be included in the Tier 1 capital of a banking organization must not exceed 25 percent of the sum of all core capital elements (including cumulative perpetual preferred stock and trust preferred securities). At December 31, 2010, the Corporation’s restricted core capital elements did not exceed the 25% limitation. Thus, all trust preferred securities were allowed as Tier 1 capital. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital, subject to further limitations. The Federal Reserve Board revised the quantitative limit which would limit restricted core capital elements included in the Tier 1 capital of a bank holding company to 25% of the sum of core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. The new limit will be effective on March 31, 2011. Furthermore, the Dodd-Frank Wall Street Reform

and Consumer Protection Act, enacted in July 2010, has a provision to effectively phase out the use of trust preferred securities issued before May 19, 2010 as Tier 1 capital over a 3-year period commencing on January 1, 2013. Trust preferred securities issued on or after May 19, 2010 no longer qualify as Tier 1 capital. At December 31, 2010, the Corporation had $427 million in trust preferred securities (capital securities) that are subject to the phase-out. The Corporation has not issued any trust preferred securities since May 19, 2010. At December 31, 2010, the remaining trust preferred securities corresponded to capital securities issued to the U.S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008. The Dodd-Frank Wall Street Reform and Consumer Protection Act includes an exemption from the phase-out provision that applies to these capital securities because they were issued prior to October 4, 2010.
During the 2010 third quarter, the Basel Committee on Banking Supervision revised the Capital Accord (Basel III), which narrows the definition of capital and increases capital requirements for specific exposures. The new capital requirements will be phased-in over six years beginning in 2013. If these revisions were adopted currently, the Corporation estimates they would not have a significant impact on our regulatory capital ratios based on our current understanding of the revisions to capital qualification. We await clarification from our banking regulators on their interpretation of Basel III and any additional requirements to the stated thresholds.
The Corporation’s tangible common equity ratio was 8.01% at December 31, 2010 and 5.40% at December 31, 2009. The Corporation’s Tier 1 common equity to risk-weighted assets ratio was 10.95% at December 31, 2010, compared with 6.39% at December 31, 2009.
The table that follows provides a reconciliation of total stockholders’ equity to tangible common equity and total assets to tangible assets at December 31, 2010 and December 31, 2009.

(In thousands, except share or per share information)	2010	2009

Total stockholders’ equity	$3,800,531	$2,538,817
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(647,387)	(604,349)
Less: Other intangibles	(58,696)	(43,803)

Total tangible common equity	$3,044,288	$1,840,505

Total assets	$38,722,962	$34,736,325
Less: Goodwill	(647,387)	(604,349)
Less: Other intangibles	(58,696)	(43,803)

Total tangible assets	$38,016,879	$34,088,173

Tangible common equity to tangible assets	8.01%	5.40%
Common shares outstanding at end of period	1,022,727,802	639,540,105
Tangible book value per common share	$2.98	$2.88

The tangible common equity ratio and tangible book value per common share are non-GAAP measures. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.
The Tier 1 common equity to risk-weighted assets ratio is another non-GAAP measure. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position. In connection with the Supervisory Capital Assessment Program (“SCAP”), the Federal Reserve Board began supplementing its assessment of the capital adequacy of a bank holding company based on a variation of Tier 1 capital, known as Tier 1 common equity.
Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The table below reconciles the Corporation’s total common stockholders’ equity (GAAP) at December 31, 2010 and December 31, 2009 to Tier 1 common equity as defined by the Federal Reserve Board, FDIC and other bank regulatory agencies (non-GAAP).

(In thousands)	2010	2009

Common stockholders’ equity	$3,750,371	$2,488,657
Less: Unrealized gains on available-for-sale securities, net of tax [1]	(159,700)	(91,068)
Less: Disallowed deferred tax assets [2]	(231,475)	(179,655)
Less: Intangible assets:
Goodwill	(647,387)	(604,349)
Other disallowed intangibles	(26,749)	(18,056)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,538)	(2,343)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges [3]	129,511	78,488

Total Tier 1 common equity	$2,813,033	$1,671,674

[1]	In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

[2]	Approximately $144 million of the Corporation’s $388 million of net deferred tax assets at December 31, 2010 ($186 million and $364 million, respectively, at December 31, 2009), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $231 million of such assets at December 31, 2010 ($180 million at December 31, 2009) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $13 million of the Corporation’s other net deferred tax assets at December 31, 2010 ($2 million at December 31, 2009) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

[3]	The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.
RISK MANAGEMENT
Managing risk is an essential component of the Corporation’s business. Risk identification and monitoring are key elements in overall risk management. The following principal risks, which have been incorporated into the Corporation’s risk management program, include:
•	Interest Rate Risk (“IRR”) — Interest rate risk is the risk to earnings or capital arising from changes in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows (repricing risk); from changing rate relationships among different yield curves affecting bank activities (basis risk); from changing rate relationships across the spectrum of maturities (yield curve risk); and from interest related options embedded in bank products (options risk).

•	Market Risk — Potential for loss resulting from changes in market prices of the assets or liabilities in the Corporation’s or in any of its subsidiaries’ portfolio. Market risk may arise from market-making, dealing and position-taking activities in interest rate, foreign exchange, equity and commodity markets.

•	Liquidity Risk — Potential for loss resulting from the Corporation or its subsidiaries not being able to meet their obligations when they come due. This could be a result of market conditions, the ability of the Corporation to liquidate assets or access funding sources. This risk also encompasses the possibility that an instrument cannot be closed out or sold at its economic value, which might be a result of stress in the market or in a specific security type given its credit, volume and maturity.

•	Credit Risk — Potential for default or loss resulting from an obligor’s failure to meet the terms of any contract with the Corporation or any of its subsidiaries, or failure otherwise to perform as agreed. Credit risk arises from all activities where success depends on counterparty, issuer, or borrower performance.

•	Operational Risk — This risk is the possibility that inadequate or failed systems and internal controls or procedures, human error, fraud or external influences such as disasters, can cause losses.

•	Compliance Risk and Legal Risk — Potential for loss resulting from violations of or non-conformance with laws, rules, regulations, prescribed practices, existing contracts or ethical standards.

•	Strategic Risk — Potential for loss arising from adverse business decisions or improper implementation of business decisions. Also, it incorporates how management analyzes external factors that impact the strategic direction of the Corporation.

•	Reputational Risk — Potential for loss arising from negative public opinion.
The Corporation’s Board of Directors (the “Board”) has established a Risk Management Committee (“RMC”) to undertake the responsibilities of overseeing and approving the Corporation’s Risk Management Program.

The RMC, will, as an oversight body, monitor and approve the overall business strategies, and corporate policies to identify, measure, monitor and control risks while maintaining the effectiveness and efficiency of the business and operational processes. As an approval body for the Corporation, the RMC reviews and approves relevant risk management policies and critical processes. Also, it periodically reports to the Board about its activities.
The Board and RMC have delegated to the Corporation’s management the implementation of the risk management processes. This implementation is split into two separate but coordinated efforts that include (i) business and / or operational units who identify, manage and control the risks resulting from their activities, and (ii) a Risk Management Group (“RMG”). In general, the RMG is mandated with responsibilities such as assessing and reporting to the Corporation’s management and RMC the risk positions of the Corporation, developing and implementing mechanisms, policies and procedures to identify, measure and monitor risks, and monitoring and testing the adequacy of the Corporation’s policies, strategies and guidelines. During 2010, the Corporation commenced its implementation of an Enterprise Risk Management function to create a framework that will facilitate, among other aspects, the identification and management of multiple and cross-enterprise risks. The RMG is responsible for the overall coordination of risk management efforts throughout the Corporation and is composed of three reporting divisions: (i) Credit Risk Management, (ii) Compliance, and (iii) Financial and Operational Risk Management. Additionally, the Internal Auditing Division provides an independent assessment of the Corporation’s internal control structure and related systems and processes.
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
Market / Interest Rate Risk
The financial results and capital levels of Popular, Inc. are constantly exposed to market, interest rate and liquidity risks. The ALCO and the Corporate Finance Group are responsible for planning and executing the Corporation’s market, interest rate risk, funding activities and strategy, and for implementing the policies and procedures approved by the RMC. In addition, the Financial and Operational Risk Management Division is responsible for the independent monitoring and reporting of adherence with established policies, enhancing and strengthening controls surrounding interest, liquidity and market risk. The ALCO currently meets on a monthly basis and reviews various asset and liability sensitivities, ratios and portfolio information, including but not limited to, the Corporation’s liquidity positions, projected sources and uses of funds, interest rate risk positions and economic conditions.
The weak residential real estate market and the U.S. economy’s recent performance has had a significant adverse impact on the financial services industry as a whole during the last several years. After the failure of Lehman Brothers and government rescue of several other major financial firms in 2008, the financial markets seized as capital flows were severely disrupted due to risk aversion and the fear of further failures.
During 2010, the capital and credit markets stabilized somewhat and the U.S. government continued its intervention programs and implemented various liquidity facilities and programs to maintain liquidity and confidence in the markets. The economic recession that deepened in 2009 in the U.S. mainland appeared to have ended in 2010. The U.S. economy is expected to expand between 3.4% and 3.9% in 2011, though unemployment is projected to remain elevated at close to 9%.
In Puerto Rico, the economy remains in a prolonged recession. The pace of job losses decreased in 2010 but total employment still finished the year down 3%. Reduction in payroll and expenditures led the government to reduce its structural deficit to an estimated 12% of recurring revenues, down from 43% the previous year. Greater reduction in government expenditures and fixed investments are not expected in 2011. The government is implementing a tax reform to ease the burden on consumers and local businesses. However, a high unemployment rate, estimated at 15% at the end of 2010, and the rising price of crude oil is expected to maintain pressure on consumers. The weak economic environment has led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, and reduction of business activity in general. A material rebound in economic activity in P.R. is not expected for 2011.

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
The Federal Open Market Committee of the Federal Reserve Board, which influences interest rates, maintained the interbank borrowing rates in the same levels of 2009, while taking quantitative easing measures designed to foster and maintain liquidity in the markets. During 2010, the Fed executed several large purchases of mortgage-backed securities and longer term dated treasury securities, striving to improve credit conditions and help the housing market recovery, while addressing deflation concerns.
Interest Rate Risk
Management considers IRR a potentially predominant market risk in terms of its potential impact on profitability or market value. As previously indicated, the Corporation is subject to various categories of interest rate risk, including repricing, basis, yield curve and options risks. In addition, interest rates may have an indirect impact on loan demand, loan origination volume, the value of the Corporation’s investment securities holdings, gains and losses on sales of securities and loans, the value of mortgage servicing rights, the funded status of the retirement plans, and other sources of earnings. In limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives.
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
Management assesses interest rate risk by comparing its most likely earnings path with various net interest income simulations using many interest rate scenarios that differ in direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, the types of rate scenarios processed during the year included economic most likely scenarios, flat rates, yield curve twists, +/- 200 and +/- 400 basis points parallel ramps and +/- 200 basis points parallel shocks. Management also performs analyses to isolate and measure basis and yield curve risk exposures, and prepayment risk. The asset and liability management group also performs validation procedures on various assumptions used as part of the sensitivity analysis as well as validations of results on a monthly basis. Due to the importance of critical assumptions in measuring market risk, the risk models incorporate third-party developed data for critical assumptions such as prepayment speeds on mortgage loans and mortgage-backed securities, estimates on the duration of the Corporation’s deposits and interest rate scenarios. These interest rate simulations exclude the impact on loans accounted pursuant to ASC Subtopic 310-30, whose yields are based on management’s current expectation of future cash flows.
The Corporation processes net interest income simulations under interest rate scenarios in which the yield curve is assumed to rise and decline gradually by the same amount. The rising rate scenarios considered in these market risk simulations reflect gradual parallel changes of 200 and 400 basis points during the twelve-month period ending December 31, 2011. Under a 200 basis points rising rate scenario, 2011 projected net interest income increases by $29.0 million, while under a 400 basis points rising rate scenario, 2011 projected net interest income increases by $45.3 million. These scenarios were compared against the Corporation’s unchanged interest rates forecast. Given the fact that at December 31, 2010, some market interest rates were close to zero, management has focused on measuring the risk on net interest income in rising rate scenarios. As disclosed in the 2009 Annual Report, the 2010 projected net interest income assuming gradual parallel changes during the twelve-month period ending December 31, 2010 under the 200 basis points simulation reflected net interest income increasing by $59.8 million, while the 400 basis points simulation resulted in an increase of $103.2 million. During 2010, management implemented strategies to reduce the sensitivity of the Corporation’s net interest income to rising interest rates.

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
Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. Static gap reports stratify all of the Corporation’s assets, liabilities and off-balance sheet positions according to the instrument’s maturity, repricing characteristics and optionality, assuming no new business. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Depending on the duration and repricing characteristics, changes in interest rates could either increase or decrease the level of net interest income. For any given period, the pricing structure of the assets and liabilities is matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest earning assets and interest bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity, which means that an increase in interest rates could have a positive effect on net interest income, while a decrease in interest rates could have a negative effect on net interest income. As shown in Table K, at December 31, 2010, the Corporation’s one-year cumulative positive gap was $2.0 billion, or 5.93% of total earning assets. This compares with $3.3 billion or 10.15%, respectively, at December 31, 2009. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures. They do not incorporate possible action that could be taken to manage the Corporation’s IRR, nor do they capture the basis risks that might be included within that cumulative gap, given possible changes in the spreads between asset rates and the rates used to fund them.
Table K
Interest Rate Sensitivity

At December 31, 2010 - By Repricing Dates
			After three	After six	After nine	After one		Non-
			months but	months but	months but	year but		interest
		Within 31-	within six	within nine	within one	within two	After two	bearing
(Dollars in thousands)	0-30 days	90 days	months	months	year	years	years	funds	Total

Assets:

Money market investments	$950,973	$28,022		$200	$100				$979,295

Investment and trading securities	388,635	501,797	$676,463	234,596	222,052	$864,667	$3,181,222		6,069,432

Loans	9,559,187	1,334,801	927,309	808,545	721,283	2,377,449	10,730,281		26,458,855

Other assets								$5,215,380	5,215,380

Total	10,898,795	1,864,620	1,603,772	1,043,341	943,435	3,242,116	13,911,503	5,215,380	38,722,962

Liabilities and stockholders’ equity:
Savings, NOW and money market and other interest bearing demand deposits	2,495,136	19	5		162	205	8,438,162		10,933,689

Certificates of deposit	1,573,106	1,867,823	1,879,600	1,378,400	882,307	1,653,010	1,654,944		10,889,190
Federal funds purchased and assets sold under agreements to repurchase	1,114,425	203,113				97,822	997,190		2,412,550

Other short-term borrowings	311,722	52,500							364,222

Notes payable	61,983	565,801	877,874	648,486	453,223	612,354	950,462		4,170,183

Non-interest bearing deposits								4,939,321	4,939,321

Other non-interest bearing liabilities								1,213,276	1,213,276

Stockholders’ equity								3,800,531	3,800,531

Total	$5,556,372	$2,689,256	$2,757,479	$2,026,886	$1,335,692	$2,363,391	$12,040,758	$9,953,128	$38,722,962

Interest rate sensitive gap	5,342,423	(824,636)	(1,153,707)	(983,545)	(392,257)	878,725	1,870,745	(4,737,748)
Cumulative interest rate sensitive gap	5,342,423	4,517,787	3,364,080	2,380,535	1,988,278	2,867,003	4,737,748
Cumulative interest rate sensitive gap to earning assets	15.94%	13.48%	10.04%	7.10%	5.93%	8.56%	14.14%

The Corporation uses EVE (economic value of equity) sensitivity analysis to estimate the sensitivity of the Corporation’s assets and liabilities to changes in interest rates. EVE is equal to the estimated present value of the Corporation’s assets minus the estimated present value of the liabilities. This sensitivity analysis is a useful tool to measure long-term interest rate risk because it captures the impact of rate changes up or down in expected cash flows, including principal and interest, from all future periods.
EVE sensitivity is measured on a quarterly basis and calculated on +/- 200 basis points parallel rate shocks. As previously mentioned, given the low levels of current market rates, the Corporation will focus on measuring the risk in a rising rate scenario. Policy limits are calculated based on the sensitivity of EVE.

The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third-party to repay debt obligations prior to maturity. Prepayment risk also could have a significant impact on the duration of mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten (or lower prepayments could extend) the weighted average life of these portfolios. Table L, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions.
TABLE L
Maturity Distribution of Earning Assets

At December 31, 2010
	Maturities
		After one year through five years		After five years
			Variable interest	Fixed interest	Variable
(Dollars in thousands)	One year or less	Fixed interest rates	rates	rates	interest rates	Total

Money market securities	$979,295	—	—	—	—	$979,295
Investment and trading securities	1,606,494	$2,274,305	$318,251	$1,571,699	$125,695	5,896,444
Loans:
Commercial	3,988,169	1,847,039	2,272,957	973,182	2,372,666	11,454,013
Construction	880,806	19,888	10,972	17	1,912	913,595
Lease financing	240,144	362,774	—	75	—	602,993
Consumer	1,797,235	1,105,021	392,794	126,135	284,799	3,705,984
Mortgage	1,200,685	1,670,300	267,785	1,616,623	189,995	4,945,388

Total non-covered loans	8,107,039	5,005,022	2,944,508	2,716,032	2,849,372	21,621,973
Covered loans under FDIC loss sharing agreements	2,406,472	756,290	688,443	464,210	521,467	4,836,882

	$13,099,300	$8,035,617	$3,951,202	$4,751,941	$3,496,534	$33,334,594

Note:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation, are not included in this table.

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
Trading instruments are recognized at fair value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period income. Further information on the Corporation’s risk management and trading activities is included in Note 32 to the consolidated financial statements.

In the opinion of management, the size and composition of the trading portfolio does not represent a significant source of market risk for the Corporation.
At December 31, 2010, the trading portfolio of the Corporation amounted to $547 million and represented 1% of total assets, compared with $462 million and 1% a year earlier. Mortgage-backed securities represented 90% of the trading portfolio at the end of 2010, compared with 93% in 2009. The mortgage-backed securities are investment grade securities, all of which are rated AAA by at least one of the three major rating agencies at December 31, 2010. A significant portion of the trading portfolio is hedged against market risk by positions that offset the risk assumed. This portfolio was composed of the following at December 31, 2010:
Table — Trading Portfolio

		Weighted Average
(Dollars in thousands)	Amount	Yield*

Mortgage-backed securities	$493,044	4.87%
Collateralized mortgage obligations	3,515	4.75
Commercial paper	12,408	1.00
Puerto Rico and U.S. Government obligations	17,275	5.90
Interest-only strips	1,180	18.75
Other	19,291	5.06

Total	$546,713	4.85%

*	Not on a taxable equivalent basis.

The level of market risk assumed by trading activities at some subsidiaries of the Corporation is subject to limits, such as those measured by its 5-day value-at-risk (“VAR”) with a confidence level of 99%. The VAR measures the maximum estimated loss that may occur over a 5-day holding period in the course of its risk taking activities with 99% confidence. Its purpose is to estimate the amount of capital needed to absorb potential losses from adverse market volatility. Additionally, inventory position limits for selected business units are used to manage our exposure to market risk.
At December 31, 2010, the trading portfolio of the Corporation had a 5-day value at risk (VAR) of approximately $2.2 million, assuming a confidence level of 99%. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates. Backtesting is performed to compare actual results against maximum estimated losses, in order to evaluate model and assumptions accuracy.
The Corporation enters into forward contracts to sell mortgage-backed securities with terms lasting less than three months, which are accounted for as trading derivatives. These contracts are recognized at fair value with changes directly reported in current period income. Refer to the Derivatives section that follows in this MD&A for additional information. At December 31, 2010, the fair value of these forward contracts was not significant.
Derivatives
Derivatives are used by the Corporation as part of its overall interest rate risk management strategy to protect against changes in net interest income and cash flows caused by fluctuations in interest rates. Derivative instruments that the Corporation may use include, among others, interest rate swaps and caps, indexed options, and forward contracts. The Corporation does not use highly leveraged derivative instruments in its interest rate risk management strategy. The Corporation has entered into interest rate swaps, interest rate caps and foreign exchange contracts for the benefit of commercial banking customers. Credit risk embedded in these transactions is reduced by requiring appropriate collateral levels from counterparties and entering into netting agreements whenever possible. All outstanding derivatives are recognized in the Corporation’s consolidated statement of condition at their fair value. Refer to Note 32 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities. During 2009, management enhanced credit and collateral requirements for commercial customers entering into new interest rate swaps due to the credit risk embedded in these transactions in the current economic environment, thus reducing the Corporation’s involvement in these derivative activities.
The Corporation’s derivative activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivative transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, fixed and variable interest rate hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2010, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.
Certain derivative contracts also present credit risk and liquidity risk because the counterparties may not comply with the terms of the contract, or the collateral obtained might be illiquid or become so. The Corporation controls credit risk through approvals, limits and monitoring procedures, and through netting and collateral agreements whenever possible. Further, as applicable under the terms of the master arrangements, the Corporation may obtain collateral, where appropriate, to reduce credit risk. The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2010, inclusion of the credit risk in the fair value of the derivatives resulted in a net loss of $0.2 million (2009 — net loss of $4.8 million), which consisted of a loss of $0.5 million (2009 — loss of $6.8 million) resulting from the Corporation’s credit standing adjustment and a gain of $0.3 million (2009 — gain of $2.0 million) from the assessment of the counterparties’ credit risk. At December 31, 2010, the Corporation had $86 million (2009 — $88 million) recognized for the right to reclaim cash collateral posted. On the other hand, the Corporation had $3 million recognized for their obligation to return cash collateral received at December 31, 2010 (2009 — $4 million).
The Corporation performs appropriate due diligence and frequently monitors the financial condition of counterparties that represent a significant volume of credit exposure. Additionally, the Corporation has exposure limits to prevent any undue funding exposure.
Cash Flow Hedges
The Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives designated as cash flow hedges and that are linked to specified hedged assets and liabilities. The notional amount of derivatives designated as cash flow hedges at December 31, 2010 amounted to $256 million (2009 — $121 million). The cash flow hedges outstanding relate to forward contracts or “to be announced” (“TBA”) mortgage-backed securities that are sold and bought for future settlement to hedge mortgage-backed securities and loans prior to securitization. The seller agrees to deliver on a specified future date a specified instrument at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting.
Refer to Note 32 to the consolidated financial statements for additional quantitative information on these derivative contracts.
Fair Value Hedges
The Corporation did not have any derivatives designated as fair value hedges during December 31, 2010 and 2009.
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
Following is a description of the most significant of the Corporation’s derivative activities that are not designated for hedge accounting. Refer to Note 32 to the consolidated financial statements for additional quantitative and qualitative information on these derivative instruments.
At December 31, 2010, the Corporation had outstanding $1.6 billion (2009 — $2.0 billion) in notional amount of interest rate swap agreements with a net negative fair value of $5 million (2009 — net negative fair value of $4 million), which were not designated as accounting hedges. These swaps were entered in the Corporation’s capacity as an intermediary on behalf of its customers and their offsetting swap position.
For the year ended December 31, 2010, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net decrease in earnings of approximately $0.3 million, recorded in the other operating income category of the statement of operations, compared with an earnings reduction of approximately $6.5 million in 2009.
At December 31, 2010, the Corporation had forward contracts with a notional amount of $278 million (2009 — $165 million) and a negative fair value of $1 million (2009 — positive fair value of $1 million) not designated as accounting hedges. These forward contracts are considered derivatives and are recorded at fair value. Subsequent changes in the value of these forward contracts are recorded in the statement of operations. For the year ended December 31, 2010, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to non-interest income of $15.8 million, which was included in the category of trading account profit in the consolidated statement of operations. In 2009, the unfavorable impact in non-interest income was of $12.5 million.
Furthermore, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits with returns tied to the S&P 500 or to certain other equity securities or commodity indexes. The Corporation, through its Puerto Rico banking subsidiary, BPPR, offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with IRA accounts, and certificates of deposit sold through its broker-dealer subsidiary. At December 31, 2010, these deposits amounted to $73 million (2009 - $84 million), or less than 1% (2009 — less than 1%) of the Corporation’s total deposits. In these certificates, the customer’s principal is guaranteed by BPPR and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.
The risk of issuing certificates of deposit with returns tied to the applicable indexes is hedged by BPPR. BPPR purchases indexed options from financial institutions with strong credit standings, whose return is designed to match the return payable on the certificates of deposit issued by BPPR. By hedging the risk in this manner, the effective cost of the deposits raised by this product is fixed. The contracts have a maturity and an index equal to the terms of the pool of client’s deposits they are economically hedging.
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
The purchased indexed options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting and therefore cannot be designated as accounting hedges. At December 31, 2010, the notional amount of the indexed options on deposits approximated $77 million (2009 — $111 million) with a fair value of $8 million (asset) (2009 — $7 million) while the embedded options had a notional value of $73 million (2009 — $84 million) with a fair value of $7 million (liability) (2009 — $5 million).
Refer to Note 32 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2010 and 2009.
FDIC-assisted transaction
The Corporation’s total assets increased significantly from December 31, 2009 to December 31, 2010 primarily because of the acquired loans in the Westernbank FDIC-assisted transaction. Management believes that the transaction will improve the Corporation’s net interest income, as it will generate more interest earned on the acquired loans than it will pay in interest on deposits and borrowings related to the acquisition with limited exceptions. The loans were initially recorded at estimated fair values. The estimated fair values of acquired loans on the acquisition date reflect an estimate of expected losses related to these assets. As a result, operating losses may be affected if loan losses exceed the losses reflected in the fair value of these assets at the acquisition date. In addition, to the extent that the stated interest rate on the acquired covered loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return. As expressed in the Critical Accounting Policies / Estimates section of this MD&A, most of the covered loans will have an accretable yield. The accretable yield is the amount by which the undiscounted expected cash flows exceed the estimated fair value. The accretable yield includes the future interest expected to be collected over the remaining life of the acquired loans and the purchase premium or discount. The remaining life includes the effects of estimated prepayments, expected credit losses and adjustments to market liquidity and prevailing interest rates at acquisition date. For covered loans accounted for under ASC Subtopic 310-30, the Corporation is required to periodically evaluate its estimate of cash flows expected to be collected. These evaluations, performed quarterly, will require the continued usage of key assumptions and estimates, similar to the initial estimate of fair value. Given the current economic environment, management must apply judgment to develop its estimates of cash flows for those covered loans given the impact of home price and property value changes, changing loss severities and prepayment speeds. Decreases in the expected cash flows will generally result in a charge to the provision for credit losses resulting in an increase to the allowance for loan losses. Increases in the expected cash flows will generally result in an increase in interest income over the remaining life of the loan, or pool of loans.
As indicated in the Westernbank FDIC-assisted transaction section in this MD&A, the equity appreciation instrument issued to the FDIC is recognized at fair value and added $42.6 million to non-interest income for the year ended December 31, 2010. The option to exercise the equity appreciation instrument by the FDIC expires in May 2011. The fair value of the equity appreciation instrument is estimated by determining a call option value using the Black-Scholes Option Pricing Model, and the value depends largely on variations of the Corporation’s current common stock price, its projected volatility and the remaining maturity of the instrument.

Foreign Exchange
The Corporation holds interests in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency. The resulting foreign currency translation adjustment, from operations for which the functional currency is other than the U.S. dollar, is reported in accumulated other comprehensive income (loss) in the consolidated statements of condition, except for highly-inflationary environments in which the effects would be included in the consolidated statements of operations. At December 31, 2010, the Corporation had approximately $36 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive income (loss), compared to an unfavorable adjustment of $41 million at December 31, 2009 and $39 million at December 31, 2008.
Popular, Inc. also operates in Venezuela through its wholly-owned subsidiary Tarjetas y Transacciones en Red Tranred, C.A., formerly EVERTEC VENEZUELA, C.A. (“Red Tranred”). On January 7, 2010, Venezuela’s National Consumer Price Index (“NCPI”) for December 2009 was released. The cumulative three-year inflation rates for both of Venezuela’s inflation indices were over 100 percent. The Corporation began considering Venezuela’s economy as highly inflationary as of January 1, 2010, and the financial statements of Red Tranred were remeasured as if the functional currency was the reporting currency as of such date. ASC Paragraph 830-10-45-11 defines a highly inflationary economy as one with a cumulative inflation rate of approximately 100 percent or more over a three-year period. Under ASC Topic 830, if a country’s economy is classified as highly inflationary, the functional currency of the foreign entity operating in that country must be remeasured to the functional currency of the reporting entity. The unfavorable impact of remeasuring the financial statements of Red Tranred at December 31, 2010, was approximately $1.9 million. Total assets for Red Tranred remeasured approximated $8.9 million at December 31, 2010.
Liquidity
The objective of effective liquidity management is to ensure that the Corporation has sufficient liquidity to meet all of its financial obligations, finance expected future growth and maintain a reasonable safety margin for cash commitments under both normal and stressed market conditions. An institution’s liquidity may be pressured if, for example, its credit rating is downgraded, it experiences a sudden and unexpected substantial cash outflow, or some other event causes counterparties to avoid exposure to the institution. An institution is also exposed to liquidity risk if the markets on which it depends are subject to occasional disruptions.
The Board is responsible for establishing the Corporation’s tolerance for liquidity risk, including approving relevant risk limits and policies. The Board has delegated the monitoring of these risks to the RMC and the ALCO. In addition to the risk management activities of ALCO, Popular has a Market Risk Management function that provides independent oversight of market and liquidity risk activities. The management of liquidity risk, on long-term and day-to-day basis, is the responsibility of the Corporate Treasury Division. The Corporation’s Corporate Treasurer is responsible for implementing the policies and procedures approved by the Board and for monitoring the liquidity position on an ongoing basis. Also, the Corporate Treasury Division coordinates corporate wide liquidity management strategies and activities with the reportable segments, oversees policy breaches and manages the escalation process.
The Corporation obtains liquidity from both sides of the balance sheet as well as from off-balance-sheet activities. Liquid assets can be quickly and easily converted to cash at a reasonable cost, or are timed to mature when management anticipates a need for additional liquidity. The Corporation’s investment portfolio, including money market investments such as deposits with correspondent banks, and securities not pledged to other counterparties in the repo market, and loans that can be pledged at the Federal Home Loan Bank (“FHLB”) are used to manage the Corporation’s liquidity needs. The Corporation’s banking subsidiaries also had established collateralized borrowing facilities at the Discount Window with the Federal Reserve Bank of New York (“Fed”) that can be used under stress scenarios. On the liability side, diversified sources of deposits and secured credit facilities provide liquidity to Popular’s operations. Even if some of these alternatives may not be available temporarily, it is expected that in the normal course of business, the Corporation’s funding sources are adequate.
Factors that the Corporation does not control, such as the economic outlook of its principal markets and regulatory changes, could affect its ability to obtain funding. In order to prepare for the possibility of such scenario, management has adopted contingency plans for raising financing under stress scenarios when important sources of funds that are usually fully available are temporarily unavailable. These plans call for using alternate funding mechanisms such as the pledging of certain asset classes and accessing secured credit lines and loan facilities put in place with the FHLB and the Fed. The Corporation has a significant amount of assets available for raising funds through these channels.
Deposits, including customer deposits, brokered certificates of deposit, and public funds deposits, continue to be the most significant source of funds for the Corporation, funding 69% of the Corporation’s total assets at December 31, 2010 and 75% at December 31, 2009. The decrease in the ratio of deposits to total assets from the end of 2009 to December 31, 2010 was directly related to the Westernbank FDIC-assisted transaction. As shown in the Westernbank FDIC-assisted Transaction section of this MD&A, the acquired loans (book value prior to purchase accounting adjustments) exceeded substantially the assumed liabilities, and as such, the Corporation funded the acquisition by issuing a note to the FDIC. The FDIC retained substantially all of Westernbank’s brokered certificates of deposit, which for the former Westernbank entity represented a major funding source for its earning assets.

In addition to traditional deposits, the Corporation maintains borrowing arrangements. At December 31, 2010, these borrowings consisted primarily of the note issued to the FDIC as part of the Westernbank FDIC-assisted transaction, securities sold under agreement to repurchase, junior subordinated deferrable interest debentures, and term notes. The most significant variance in the Corporation’s borrowings composition from December 31, 2009 to the same date in 2010 is primarily related to the note issued to the FDIC, partially offset by a reduction in FHLB advances.
Refer to the table Financing to Total Assets included in the Statement of Condition Analysis section of this MD&A for the different components or sources funding the Corporation’s assets.
In the past two years, the Corporation has taken steps to deleverage its balance sheet and prepay certain high cost debt to benefit its cost of funds going forward. These actions were possible in part due to the excess liquidity derived from the Corporation’s 2010 capital raise, from maturities of investment securities and funds received from the sale of the majority interest in EVERTEC. During 2010, the Corporation took the following actions:
•	repurchased and cancelled of $175 million in term notes with interest that adjusted in the event of senior debt rating downgrades. These floating rate term notes had an interest rate of 9.75% at the time of repurchase or repayment;

•	prepaid $363 million in FHLB advances;

•	terminated of $54 million in public certificates of deposit; and

•	prepaid $2.6 billion of the note issued to the FDIC as part of the Westernbank FDIC-assisted transaction.
A summary of the most significant changes in the Corporation’s funding sources during the year ended December 31, 2009, compared with the previous year, follows:
•	reduction in time deposits of $1.9 billion, including a decline of $0.4 billion in brokered deposits, the impact of branch closures and branch sales in the U.S. mainland operations, and lower deposit volumes gathered through the internet platform;

•	repayment of $803 million in term notes during the year ended December 31, 2009; and

•	a reduction in junior subordinated debentures of $410 million related to an exchange offer whereby the Corporation exchanged newly issued shares of common stock for existing debentures and an increase of $424 million in junior subordinated debentures related to the new trust preferred securities issued to the U.S. Treasury (in exchange for the preferred stock originally issued to the U.S. Treasury under the TARP). Refer to Note 22 to the consolidated financial statements for information on the Exchange Offers completed in 2009.
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
The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities. A detailed description of the Corporation’s borrowings and available lines of credit, including its terms, is included in Notes 18 through 21 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements, provide information on the Corporation’s cash inflows and outflows.
After substantial volatility and disruptions in late 2007 and 2008, the credit markets improved substantially in late mid-2009 and 2010. Disrupted market conditions prior to 2010 increased the Corporation’s liquidity risk exposure due primarily to increased risk aversion on the part of traditional credit providers, as well as the material declines in our credit ratings that occurred in 2009. The Corporation’s credit downgrades, as well as the economic conditions in the Corporation’s main market have hindered its ability to issue debt in the capital markets. During 2008 and 2009, the Corporation’s management implemented various strategies to reduce its liquidity exposure, such as substantially reducing the use of short-term and long-term unsecured borrowings, promoting customer deposit growth through traditional banking channels, diversifying and increasing its contingency funding sources as well as substantially closing down the businesses of certain non-banking subsidiaries. During the past years, the Corporation was subject to various credit rating downgrades by the major rating agencies, which affected its ability to borrow funds. The Corporation has not completed recently any debt issuance in the capital markets, but did successfully complete a $1.15 billion capital raise through the issuance of common stock.

Banking Subsidiaries
Primary sources of funding for the Corporation’s banking subsidiaries (BPPR and BPNA), or “the banking subsidiaries,” include retail and commercial deposits, brokered deposits, collateralized borrowings, unpledged investment securities, and, to a lesser extent, loan sales. In addition, the Corporation maintains borrowing facilities with the FHLB and at the Discount Window of the Fed, and have a considerable amount of collateral pledged that can be used to quickly raise funds under these facilities. Furthermore, during the year ended December 31, 2010, the BHCs made capital contributions to BPNA and BPPR amounting to $745 million and $600 million, respectively. BPNA has received capital contributions in order to ensure it maintains its well-capitalized status. The capital contribution to BPPR was done to strengthen its regulatory capital ratios upon executing the Westernbank FDIC-assisted transaction. As indicated previously, during the quarter ended June 30, 2010, BPPR issued a note to the FDIC as part of the consideration paid in the Westernbank FDIC-assisted transaction. During 2010, BPPR prepaid $2.6 billion of the outstanding balance of the note issued to the FDIC. Funds for the repayment were principally obtained from excess liquidity maintained in cash with the Fed, and to a lesser extent, a combination of proceeds from maturities of securities, sales of investment securities with unrealized gains, and repurchase agreements. The note issued to the FDIC was selected for partial repayment because it resulted in more favorable economics for the Corporation than prepaying other of its liabilities, which entailed prepayment penalties. This FDIC obligation was also of sufficient size to permit the Corporation to deploy its excess liquidity.
The principal uses of funds for the banking subsidiaries include loan originations, investment portfolio purchases, repayment of outstanding obligations (including deposits), and operational expenses. Also, the banking subsidiaries assume liquidity risk related to collateral posting requirements for some derivative transactions and recourse obligations; off-balance sheet activities mainly in connection with contractual commitments; recourse provisions; servicing advances; derivatives, credit card licensing agreements and support to several mutual funds administered by BPPR.
The bank operating subsidiaries maintain sufficient funding capacity to address large increases in funding requirements such as deposit outflows. This capacity is comprised mainly of available liquidity derived from secured funding sources, as well as on-balance sheet liquidity in the form of cash balances maintained at the Fed and unused secured lines held at the Fed and FHLB, in addition to liquid unpledged securities. The Corporation has established liquidity guidelines that require the banking subsidiaries to have sufficient liquidity to cover all short-term borrowings and a portion of deposits. In addition, the total loan portfolio is funded with deposits with the exception of the Westernbank acquisition which is partially funded with the note issued to the FDIC.
The Corporation’s ability to compete successfully in the marketplace for deposits, excluding brokered deposits, depends on various factors, including pricing, service, convenience and financial stability as reflected by operating results, credit ratings (by nationally recognized credit rating agencies), and importantly, FDIC deposit insurance. Although a downgrade in the credit ratings of the Corporation may impact its ability to raise retail and commercial deposits or the rate that it is required to pay on such deposits, management does not believe that the impact should be material. Deposits at all of the Corporation’s banking subsidiaries are federally insured (subject to FDIC limits) and this is expected to mitigate the effect of a downgrade in the credit ratings.
Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Refer to Table I for a breakdown of deposits by major types. Core deposits are generated from a large base of consumer, corporate and institutional customers. As indicated in the glossary, for purposes of defining core deposits, the Corporation excludes brokered deposits with denominations under $100,000. Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $20.6 billion, or 77% of total deposits, at December 31, 2010, compared with $19.5 billion, or 75% of total deposits, at December 31, 2009. Core deposits financed 61% of the Corporation’s earning assets at December 31, 2010, compared to 60% at December 31, 2009.
Certificates of deposit with denominations of $100,000 and over at December 31, 2010 totaled $4.7 billion, or 17% of total deposits, compared to $4.7 billion, or 18%, at December 31, 2009. Their distribution by maturity at December 31, 2010 was as follows:
Table — Certificates of Deposit by Maturities

(In thousands)

3 months or less	$2,016,442
3 to 6 months	649,518
6 to 12 months	970,706
Over 12 months	1,014,295

Total certificates of deposit	$4,650,961

At December 31, 2010, 6% of the Corporation’s assets were financed by brokered deposits. The Corporation had $2.3 billion in brokered deposits at December 31, 2010, compared with $2.7 billion at December 31, 2009. Brokered certificates of deposit, which are typically sold through an intermediary to retail investors, provide access to longer-term funds and provide the ability to raise additional funds without pressuring retail deposit pricing in the Corporation’s local markets. An unforeseen disruption in the brokered deposits market, stemming from factors such as legal, regulatory or financial risks, could adversely affect the Corporation’s ability to fund a portion of the Corporation’s operations and/or meet its obligations.
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
Table M
Average Total Deposits

	For the Year
(Dollars in thousands)	2010	2009	2008	2007	2006

Non-interest bearing demand deposits	$4,732,132	$4,293,285	$4,120,280	$4,043,427	$3,969,740

Savings accounts	5,970,000	5,538,077	5,600,377	5,697,509	5,440,101
NOW, money market and other interest bearing demand accounts	4,981,332	4,804,023	4,948,186	4,429,448	3,877,678

Certificates of deposit:
Under $100,000	6,099,741	7,166,756	6,955,843	3,949,262	3,768,653
$100,000 and over	4,073,047	4,214,125	4,598,146	5,928,983	4,963,534

Certificates of deposit	10,172,788	11,380,881	11,553,989	9,878,245	8,732,187

Other time deposits	794,245	811,943	1,241,447	1,520,471	1,244,426

Total interest bearing deposits	21,918,365	22,534,924	23,343,999	21,525,673	19,294,392

Total average deposits	$26,650,497	$26,828,209	$27,464,279	$25,569,100	$23,264,132

Average deposits, including brokered deposits, for the year ended December 31, 2010 represented 78% of average earning assets, compared with 79% and 76% for the years ended December 31, 2009 and 2008, respectively. Table M summarizes average deposits for the past five years.
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
The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB. At December 31, 2010 and December 31, 2009, the banking subsidiaries had credit facilities authorized with the FHLB aggregating $1.6 billion and $1.9 billion, respectively, based on assets pledged with the FHLB at those dates. Outstanding borrowings under these credit facilities totaled $0.7 billion at December 31, 2010 and $1.1 billion at December 31, 2009. Such advances are collateralized by commercial and mortgage loans, do not have restrictive covenants and do not have any callable features. Refer to Notes 19 and 20 to the consolidated financial statements for additional information on the terms of FHLB advances outstanding. As indicated in the Operating Expenses section of this MD&A, the Corporation extinguished $363 million of FHLB advances borrowed by BPNA during 2010.
At December 31, 2010, the banking subsidiaries had a borrowing capacity at the Fed’s Discount Window of approximately $2.7 billion, which remained unused as of that date. This compares to a borrowing capacity at the Fed discount window of $2.9 billion at December 31, 2009, which was also unused. This facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this borrowing facility is dependent upon the balance of performing loans and securities pledged as collateral and the haircuts assigned to such collateral.
The Corporation’s banking subsidiaries incurred $21.9 million in prepayment penalties during the year ended December 31, 2010 on the cancellation of $363 million of FHLB advances and $54 million in public fund certificates of deposit as part of BPNA’s deployment of excess liquidity and as part of a strategy to increase margin in future periods.
At December 31, 2010, management believes that the banking subsidiaries had sufficient current and projected liquidity sources to meet its anticipated cash flow obligations, as well as special needs and off-balance sheet commitments, during the foreseeable future and have sufficient liquidity resources to address a stress event.
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
Westernbank FDIC-assisted Transaction and Impact on Liquidity
Apart from the impact of the note issued to the FDIC described above, the Corporation’s liquidity may also be impacted by the loan payment performance and reimbursements under the loss sharing agreements.
In the short-term, there may be a significant amount of the covered loans acquired in the FDIC-assisted transaction that will experience deterioration in payment performance, or will be determined to have inadequate collateral values to repay the loans. In such instances, the Corporation will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or written down after the Corporation exhausts its best efforts at collection, the loss sharing agreements will cover 80% of the loss associated with the covered loans, offsetting most of any deterioration in the performance of the covered loans.
The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that we may experience will depend primarily on the ability of the borrowers whose loans are covered by the loss sharing agreements to make payments over time. As the loss sharing agreements are in effect for a period of ten years for one-to-four family loans and five years for commercial, construction and consumer loans, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. Management believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC loss share receivable) may be recognized unevenly over this period, as management exhausts its collection efforts under the Corporation’s normal practices.
Bank Holding Companies
The principal sources of funding for the holding companies include cash on hand, investment securities, dividends received from banking and non-banking subsidiaries (subject to regulatory limits), asset sales, credit facilities available from affiliate banking subsidiaries and proceeds from new borrowings or stock issuances. The principal source of cash flows for the parent holding company during 2010 was the capital issuance of $1.15 billion in the second quarter of 2010, which was completed primarily to strengthen the Corporation’s regulatory capital ratios in preparation for the Westernbank FDIC-assisted transaction, and proceeds from the sale of the 51% ownership interest in EVERTEC during the third quarter of 2010. During the third quarter of 2010, the Corporation received $528.6 million, net of transaction costs and taxes, from the sale of a majority interest in EVERTEC. The principal use of these funds include capitalizing its banking subsidiaries, the repayment of debt, and interest payments to holders of senior debt and trust preferred securities. The Corporation suspended the payment of dividends to common and preferred stockholders during 2009 as a result of dividend restrictions requested by regulators and in order to conserve capital. At the end of 2010, the Corporation began paying dividends once again on the Series A and B preferred stock. The preferred stock dividends amounted to $310 thousand in 2010. The Corporation’s ability to declare and pay dividends on the preferred stock is dependent on certain Federal regulatory considerations, including guidelines of the Federal Reserve Board regarding capital and dividends.
The Corporation’s bank holding companies (“BHCs”, Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc.) have in the past borrowed in the money markets and in the corporate debt market primarily to finance their non-banking subsidiaries. These sources of funding have become more costly due to the reductions in the Corporation’s credit ratings together with higher credit spreads in general. The Corporation’s principal credit ratings are at a level below “investment grade” which affects the Corporation’s ability to raise funds in the capital markets. However, the cash needs of the Corporation’s non-banking subsidiaries other than to repay indebtedness are now minimal given that the PFH business was discontinued. The Corporation has an open-ended, automatic shelf registration statement filed and effective with the SEC, which permits us to issue an unspecified amount of debt or equity securities.
A principal use of liquidity at the BHCs is to ensure its subsidiaries are adequately capitalized. Operating losses at the BPNA banking subsidiary have required the BHCs to contribute equity capital to ensure that it meets the regulatory guidelines for “well-capitalized” institutions. In the event that additional capital contributions were necessary, management believes that the BHCs currently have enough liquidity resources to meet potential capital needs from BPNA in the ordinary course of business. As indicated previously, during 2009 and 2010, the BHCs made capital contributions to BPNA amounting to $590 million and $745 million, respectively, in order to maintain the banking subsidiary at well-capitalized levels. BPNA had a regulatory total capital to risk-weighted assets ratio of 18.87% at December 31. 2010. Other principal uses of liquidity are the payment of principal and interest on debt securities and dividends on preferred stock.
Refer to Note 42 to the consolidated financial statements, which provides a statement of condition, of operations and of cash flows for the three BHCs. The loans held-in-portfolio in such financial statements are principally associated with intercompany transactions. The investment securities held-to-maturity at the parent holding company, amounting to $211 million at December 31, 2010, consisted principally of $185 million of subordinated notes from BPPR.

The maturities of the bank holding companies’ outstanding notes payable at December 31, 2010 and 2009 are shown in the table below. These borrowings are principally unsecured senior debt (term notes) and junior subordinated debentures (trust preferred securities).
Table — BHCs Notes Payable by Maturity

(In millions)

Year	2010	2009

2010	—	$2
2011	$4	354
2012	374	274
2013	3	3
2014	—	—
2015	—	—
Later years	440	440
No stated maturity	936	936

Sub-total	$1,757	$2,009
Less: Discount [a]	(491)	(512)

Total	$1,266	$1,497

[a]	Amounts relate to junior subordinated debentures associated with the trust preferred securities issued to the U.S. Treasury. Refer to Note 22 to the consolidated financial statements for information on this issuance.

The reduction in the maturity of unsecured senior debt from the 2011 maturity classification was the result of three events: (1) the exercise of a put option by the holder of $75 million in term notes during the quarter ended March 31, 2010 and (2) the extension of the maturity of $100 million in term notes from September 2011 to March 2012 based on modifications negotiated with the note holders during the quarter ended March 31, 2010, which set a fixed interest rate of 13%, and (3) the repurchase and cancellation in July 2010 of $175 million in term notes with interest that adjusted in the event of senior debt rating downgrades. These floating rate term notes had an interest rate of 9.75% over the 3-month LIBOR with a maturity date of September 2011.
The Corporation no longer has outstanding any term notes with rating triggers or in which the holders have the right to require the Corporation to purchase the notes prior to its contractual maturity.
The repayment of the BHCs obligations represents a potential cash need which is expected to be met with internal liquidity resources and new borrowings.
The BHCs liquidity position continues to be adequate with sufficient cash on hand, investments and other sources of liquidity which are expected to be enough to meet all BHCs obligations during the foreseeable future.
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
Reductions of the Corporation’s credit ratings by the rating agencies could also affect its ability to borrow funds, and could substantially raise the cost of our borrowings. Some of the Corporation’s borrowings have “rating triggers” that call for an increase in their interest rate in the event of a rating downgrade. In addition, changes in the Corporation’s ratings could lead creditors and business counterparties to raise the collateral requirements, which could reduce available unpledged securities, reducing excess liquidity. Refer to Part II — Other Information, Item 1A-Risk Factors of the Corporation’s Form 10-K for the year ended December 31, 2010 for additional information on factors that could impact liquidity.
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

Credit ratings of Popular’s debt obligations are an important factor for liquidity because they impact the Corporation’s ability to borrow in the capital markets, its cost and access to funding sources. Credit ratings are based on the financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and the Corporation’s ability to access a broad array of wholesale funding sources, among other factors. At December 31, 2010, the Corporation’s senior unsecured debt ratings were “non-investment grade” with the three major rating agencies. This may make it more difficult for the Corporation to borrow in the capital markets and at a higher cost. The Corporation’s counterparties are sensitive to the risk of a rating downgrade. In addition, the ability of the Corporation to raise new funds or renew maturing debt may be more difficult. Some of the Corporation’s or its subsidiaries’ counterparty contracts include close-out provisions if the credit ratings fall below certain levels.
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
The Corporation’s banking subsidiaries currently do not use borrowings that are rated by the major rating agencies, as these banking subsidiaries are funded primarily with deposits and secured borrowings. The banking subsidiaries did have $18 million in deposits at December 31, 2010 that are subject to rating triggers. At December 31, 2010, the Corporation had repurchase agreements amounting to $260 million that were subject to rating triggers or the maintenance of well-capitalized regulatory capital ratios, and were collateralized with securities with a fair value of $282 million.
Some of the Corporation’s derivative instruments include financial covenants tied to the bank’s well-capitalized status and credit ratings. These agreements could require exposure collateralization, early termination or both. The fair value of derivative instruments in a liability position subject to financial covenants approximated $67 million at December 31, 2010, with the Corporation providing collateral totaling $86 million to cover the net liability position with counterparties on these derivative instruments.

In addition, certain mortgage servicing and custodial agreements that BPPR has with third parties include rating covenants. Based on BPPR’s failure to maintain the required credit ratings, the third parties could have the right to require the institution to engage a substitute cash custodian for escrow deposits and/or increase collateral levels securing the recourse obligations. Also, as discussed in the Contractual Obligations and Commercial Commitments section of this MD&A, the Corporation services residential mortgage loans subject to credit recourse provisions. Certain contractual agreements require the Corporation to post collateral to secure such recourse obligations if the institution’s required credit ratings are not maintained. Collateral pledged by the Corporation to secure recourse obligations approximated $163 million at December 31, 2010. The Corporation could be required to post additional collateral under the agreements. Management expects that it would be able to meet additional collateral requirements if and when needed. The requirements to post collateral under certain agreements or the loss of escrow deposits could reduce the Corporation’s liquidity resources and impact its operating results.
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
Other Funding Sources and Capital
The investment securities portfolio provides an additional source of liquidity, which may be created through either securities sales or repurchase agreements. The Corporation’s investment securities portfolio consists primarily of liquid U.S. government investment securities, sponsored U.S. agency securities, government sponsored mortgage-backed securities, and collateralized mortgage obligations that can be used to raise funds in the repo markets. At December 31, 2010, the investment and trading securities portfolios, as shown in Table L, totaled $5.9 billion, of which $1.6 billion, or 27%, had maturities of one year or less. Mortgage-related investments in Table L are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to having sufficient unpledged collateral available at the time the transactions are to be consummated. The Corporation’s unpledged investment and trading securities, excluding other investment securities, amounted to $1.5 billion at December 31, 2010, compared with $2.6 billion at the same date in the previous year. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets or from secured lending sources.
Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, have secondary markets which the Corporation may use. The maturity distribution of the loan portfolio at December 31, 2010 is presented in Table L. As of that date, $10.5 billion, or 40% of the loan portfolio was expected to mature within one year, compared with $8.9 billion or 37% of the loan portfolio in the previous year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.
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
Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2010, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases the Corporation has committed to contracts that may extend for several years to secure favorable pricing concessions.
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
At December 31, 2010, the aggregate contractual cash obligations, including purchase obligations and borrowings, by maturities, were:
Table — Contractual Obligations

	Payments Due by Period
(In millions)	Less than 1 year		1 to 3 years	3 to 5 years	After 5 years		Total

Certificates of deposits	$7,357		$2,158	$1,299	$75		$10,889
Repurchase agreements	1,300		124	350	639		2,413
Other short-term borrowings	364		—	—	—		364
Long-term debt	2,672	[b]	578	10	886	[a]	4,146
Purchase obligations	76		53	31	15		175
Annual rental commitments under operating leases	38		72	63	203		376
Capital leases	1		1	1	21		24

Total contractual cash obligations	$11,808		$2,986	$1,754	$1,839		$18,387

[a]	Includes junior subordinated debentures with an aggregate liquidation amount of $936 million, net of $491 million discount. These junior subordinated debentures are perpetual (no stated maturity).

[b]	Outstanding balance of the note issued to the FDIC amounting to $2.5 billion at December 31, 2010 is classified in the “Less than 1 year” category. Given the nature of the note issued to the FDIC, its maturity was based on expected repayment dates and not on its April 30, 2015 contractual maturity date. The expected repayments consider the timing of expected cash inflows on the loans, OREO and claims on the loss sharing agreements that will be applied to repay the note, as well as expected prepayments to be made during 2011.

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
At December 31, 2010, the Corporation’s liability on its pension and postretirement benefit plans amounted to $333 million, compared with $261 million at December 31, 2009. During 2011, the Corporation expects to contribute $127 million to the pension and benefit restoration plans, and $6 million to the postretirement benefit plan to fund current benefit payment requirements. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 28 to the consolidated financial statements for further information on these plans. Management believes that the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition. In February 2009, BPPR’s non-contributory defined pension and benefit restoration plans were frozen with regards to all future benefit accruals after April 30, 2009.
At December 31, 2010, the liability for uncertain tax positions was $26.3 million. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty. Under the statute of limitations, the liability for uncertain tax positions expires as follows: 2011 — $6.0 million, 2012 — $6.3 million, 2013 — $5.6 million, 2014 — $2.6 million, and 2015 — $5.8 million. As a result of examinations, the Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $12 million.
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

The following table presents the contractual amounts related to the Corporation’s off-balance sheet lending and other activities at December 31, 2010:
Table — Off-Balance Sheet Lending and Other Activities

	Amount of commitment - Expiration Period
(In millions)	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years	Total

Commitments to extend credit	$5,207	$483	$88	$101	$5,879
Commercial letters of credit	13	—	—	—	13
Standby letters of credit	88	52	—	—	140
Commitments to originate mortgage loans	40	7	—	—	47
Unfunded investment obligations	1	—	9	—	10

Total	$5,349	$542	$97	$101	$6,089

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
At December 31, 2010, the Corporation serviced $4.0 billion (2009 — $4.5 billion) in residential mortgage loans generally subject to lifetime credit recourse provisions, principally loans associated with FNMA and Freddie Mac residential mortgage loan securitization programs. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to repurchase the loan or reimburse the third party investor for the incurred loss. The maximum potential amount of future payments that the Corporation would be required to make under the recourse arrangements in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced with recourse and interest, if applicable. Generally, the Corporation is required to pay the claims under the credit recourse arrangements because the loans are delinquent when the claim is made, thus rebuttal activity is not significant.
During 2010, the Corporation repurchased approximately $121 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions. In the event of nonperformance by the borrower, the Corporation has rights to the underlying collateral securing the mortgage loan. In the case of Puerto Rico, most claims are settled by repurchases of delinquent loans, the majority of which are greater than 90 days past due. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing the related property. At December 31, 2010, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $54 million (2009 — $16 million). The following table shows the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of condition for the years ended December 31, 2010 and December 31, 2009:

(in thousands)	2010	2009

Balance as of beginning of year	$15,584	$14,133
Provision for recourse liability	53,979	1,482
Net charge-offs	(15,834)	(31)

Balance as of end of year	$53,729	$15,584

The probable losses to be absorbed under the credit recourse arrangements are recorded as a liability when the loans are sold and are updated by accruing or reversing expense (categorized in the line item “gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale” in the consolidated statements of operations) throughout the life of the loan, as necessary, when additional relevant information becomes available. The methodology used to estimate the recourse liability is a function of the recourse arrangements given and considers a variety of factors, which include actual defaults and historical loss experience, foreclosure rate, estimated future defaults and the probability that a loan would be delinquent. Statistical methods are used to estimate the recourse liability. Expected loss rates are applied to different loan segmentations. The expected loss, which represents the amount expected to be lost on a given loan, considers the probability of default and loss severity. The probability of default represents the probability that a loan in good standing would become 90 days delinquent within the following twelve-month period. Regression analysis quantifies the relationship between the default event and loan-specific characteristics, including credit scores, loan-to-value rates, loan aging, among others.

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or may sell the loans directly to FNMA or other private investors for cash. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. The Corporation has not recorded any specific contingent liability in the consolidated financial statements for these customary representation and warranties related to loans sold by the Corporation’s mortgage operations in Puerto Rico, and management believes that, based on historical data, the probability of payments and expected losses under these representations and warranty arrangements is not significant.
The Corporation does not maintain a separate reserve for representation and warranty obligations related to the sale or securitization of mortgage loans by the Corporation’s Puerto Rico operations because historically the amount of claims and related losses have been minimal.
Servicing agreements relating to the mortgage-backed securities programs of FNMA, and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2010, the Corporation serviced $18.4 billion (2009 — $17.7 billion) in mortgage loans, including the loans serviced with credit recourse. The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantee programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2010, the amount of funds advanced by the Corporation under such servicing agreements was approximately $24 million (2009 — $14 million). To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.
At December 31, 2010, the Corporation established reserves for customary representation and warranties related to loans sold by its U.S. subsidiary E-LOAN prior to 2009. Generally, the representation and warranty arrangements are for the life of the loan unless a shorter time period is negotiated with the buyer in a settlement of the arrangement. Loans had been sold to investors on a servicing released basis subject to certain representation and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation is required to make certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not complied, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. At December 31, 2010, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $31 million, which was included as part of other liabilities in the consolidated statement of condition (2009 — $33 million). E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities in 2008.
On a quarterly basis, the Corporation reassesses its estimate for expected losses associated to E-LOAN’s customary representation and warranty arrangements. The analysis incorporates expectations on future disbursements based on quarterly repurchases and make-whole events. The analysis also considers factors such as the average length-time between the loan’s funding date and the loan repurchase date, as observed in the historical loan data. The liability is estimated as follows: (1) three year average of disbursement amounts (two year historical and one year projected) are used to calculate an average quarterly amount; (2) the quarterly average is annualized and multiplied by the repurchase distance, which currently averages approximately three years, to determine a liability amount; and (3) the calculated reserve is compared to current claims and disbursements to evaluate adequacy. The Corporation’s success rate in clearing the claims in full or negotiating lesser payouts has been fairly consistent. On average, the Corporation avoids paying on 52% of the claims. On the remaining 48%, the Corporation either repurchases the balance in full or negotiates settlements. For the accounts where the Corporation settles, it averages paying 62% of the claim amount. In total, during the 24 month period ended December 31, 2010, the Corporation paid an average of 34% of claimed amounts.
In the case of E-LOAN, the Corporation indemnifies the lender, repurchases the loan, or settles the claim, generally for less than the full amount. Each repurchase case is different and each lender / servicer has different requirements. The large majority of the loans repurchased have been greater than 90 days past due at the time of repurchase and are included in our non-performing loans. During 2010, E-LOAN charged-off approximately $21 million (2009 — $14 million) against this representation and warranty reserve associated with loan repurchases, indemnification or make-whole events and settlement / closure of certain agreements with counterparties to reduce the exposure to future claims. Make-whole events are typically defaulted cases in which the investor attempts to recover by collateral or guarantees, and the seller is obligated to cover any impaired or unrecovered portion of the loan. Claims have been predominantly for first mortgage agency loans and principally consist of underwriting errors related to undisclosed debt or missing documentation. The following table shows the changes in the Corporation’s liability for estimated losses associated with customary representations and warranties related to loans sold by E-Loan, included in the consolidated statement of condition for the years ended December 31, 2010 and December 31, 2009:

(in thousands)	2010	2009

Balance as of beginning of year	$33,294	$5,713
Provision for representations and warranties	18,594	41,377
Net charge-offs / termination (settlement of indemnification agreement)	(21,229)	(13,796)

Balance as of end of year	$30,659	$33,294

During 2008, the Corporation provided indemnifications for the breach of certain representations or warranties in connection with certain sales of assets by the discontinued operations of PFH. The sales were on a non-credit recourse basis. At December 31, 2010, the agreements primarily include indemnification for breaches of certain key representations and warranties, some of which expire within a definite time period; others survive until the expiration of the applicable statute of limitations, and others do not expire. Certain of the indemnifications are subject to a cap or maximum aggregate liability defined as a percentage of the purchase price. The indemnifications agreements outstanding at December 31, 2010 are related principally to make-whole arrangements. At December 31, 2010, the Corporation’s reserve related to PFH’s indemnity arrangements amounted to $8 million (2009 — $9 million), and is included as other liabilities in the consolidated statement of condition. During 2010, the Corporation recorded charge-offs with respect to the PFH’s representation and warranty arrangements amounting to approximately $2 million (2009 — $3 million). The reserve balance at December 31, 2010 contemplates historical indemnity payments. Certain indemnification provisions, which included, for example, reimbursement of premiums on early loan payoffs and repurchase obligation for defaulted loans within a short-term timeframe, expired during 2009. Popular, Inc. Holding Company and Popular North America have agreed to guarantee certain obligations of PFH with respect to the indemnification obligations. The following table shows the changes in the Corporation’s liability for estimated losses associated to loans sold by the discontinued operations of PFH, included in the consolidated statement of condition for the years ended December 31, 2010 and December 31, 2009:

(in thousands)	2010	2009

Balance as of beginning of period	$9,405	$15,371
Provision for representations and warranties	911	(3,633)
Net charge-offs / termination (settlement of indemnification agreement)	(2,258)	(2,333)

Balance as of end of period	$8,058	$9,405

Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries totaling $0.6 billion at December 31, 2010 and December 31, 2009. In addition, at December 31, 2010 and December 31, 2009, PIHC fully and unconditionally guaranteed on a subordinated basis $1.4 billion of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 23 to the consolidated financial statements for information on these trust entities.
The Corporation is a defendant in a number of legal proceedings arising in the ordinary course of business as described in the Legal Proceedings section in Part I. Item 3 of the Form 10-K and Note 34 to the consolidated financial statements. At this early stage, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss. It is possible that the ultimate resolution of these matters, if unfavorable, may be material to our results of operations.
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
The Corporation’s Credit Strategy Committee (“CRESCO”) is management’s top policy-making body with respect to credit-related matters and credit strategies. CRESCO reviews the activities of each subsidiary, in the detail that it may deem appropriate, to ensure a proactive and coordinated management of credit granting, credit exposures and credit procedures. CRESCO’s principal functions include reviewing the adequacy of the allowance for loan losses and periodically approving appropriate provisions, monitoring compliance with charge-off policy, establishing portfolio diversification, yield and quality standards, establishing credit exposure reporting standards, monitoring asset quality, and approving credit policies and amendments thereto for the subsidiaries and / or business lines, including special lending approval authorities when and if appropriate. The analysis of the allowance adequacy is presented to the Risk Management Committee of the Board of Directors for review, consideration and ratification on a quarterly basis.
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
At December 31, 2010, the Corporation’s credit exposure was centered in its $26.5 billion total loan portfolio, which represented 79% of its earning assets. The portfolio composition for the last five years is presented in Table H.
The Corporation issues certain credit-related off-balance sheet financial instruments including commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. For these financial instruments, the contract amount represents the credit risk associated with failure of the counterparty to perform in accordance with the terms and conditions of the contract and the decline in value of the underlying collateral. The credit risk associated with these financial instruments varies depending on the counterparty’s creditworthiness and the value of any collateral held. Refer to Note 34 to the consolidated financial statements and to the Contractual Obligations and Commercial Commitments section of this MD&A for the Corporation’s involvement in these credit-related activities.
At December 31, 2010, the Corporation maintained a reserve of approximately $5 million for potential losses associated with unfunded held-in-portfolio loan commitments related to commercial and consumer lines of credit unrelated to the acquired lending relationships from the Westernbank FDIC-assisted transaction. This reserve compares to $15 million at December 31, 2009. The decrease in the reserve for unfunded commitments from December 31, 2009 to December 31, 2010 was primarily related to decreasing trends in funding rates in BPPR’s and BPNA’s commercial portfolios, and E-LOAN’s home equity lines of credit, coupled with the reclassifications of loans held-in-portfolio to held-for-sale during the fourth quarter of 2010. At December 31, 2010, the

Corporation also maintained $10 million for potential losses associated with unfunded held-for-sale loan commitments, mainly related to expected disbursements of construction loans reclassified as held-for-sale. The estimated reserve is principally based on the expected draws on these facilities using historical trends and the application of the corresponding reserve factors determined under the Corporation’s allowance for loan losses methodology. These reserves for unfunded exposures remain separate and distinct from the allowance for loan losses and are reported as part of other liabilities in the consolidated statement of condition.
At December 31, 2010, the commitments to extend credit related to the Westernbank acquired lending relationships approximated $114 million. The acquired commitments to extend credit are covered under the loss sharing agreements with the FDIC, subject to FDIC approvals, above certain limits, limitations on the timing for such disbursements, and servicing guidelines, among various considerations. As indicated in Note 3 to the consolidated financial statements, on the April 30, 2010 acquisition date, the Corporation recorded a contingent liability for such commitments at fair value. At December 31, 2010, that contingent liability amounted to $6 million and is recorded as part of other liabilities in the consolidated statement of condition.
The Corporation is also exposed to credit risk by using derivative instruments but manages the level of risk by only dealing with counterparties of good credit standing, entering into master netting agreements whenever possible and, when appropriate, obtaining collateral. Refer to Note 32 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities. Also, you may refer to the Derivatives section included under Risk Management in this MD&A.
The Corporation may also encounter risk of default in relation to its investment securities portfolio. Refer to Notes 8 and 9 for the composition of the investment securities available-for-sale and held-to-maturity. The investment securities portfolio held by the Corporation at December 31, 2010 are mostly Obligations of U.S. Government sponsored entities, collateralized mortgage obligations, mortgage-backed securities and U.S. Treasury securities. The vast majority of these securities are rated the equivalent of AAA by the major rating agencies. A substantial portion of these instruments are guaranteed by mortgages, a U.S. government sponsored entity or the full faith and credit of the U.S. Government.
The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses, as well as corporate borrowers engaged in a wide variety of industries. Only 218 of these commercial lending relationships have credit relations with an aggregate exposure of $10 million or more. At December 31, 2010, highly leveraged transactions and credit facilities to finance real estate ventures or business acquisitions amounted to $76 million, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits.
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
The level of real estate prices in Puerto Rico had been more stable than in other U.S. markets, but the current economic environment has accelerated the devaluation of properties when compared with previous periods. Also, additional economic weakness in Puerto Rico and the U.S. mainland could further pressure residential property values. Lower real estate values could increase the provision for loan losses, loan delinquencies, foreclosures and the cost of repossessing and disposing of real estate collateral. The higher end of the housing market in Puerto Rico appears to have suffered a substantial slowdown in sales activity in recent quarters, as reflected in the low absorption rates of projects financed in the Corporation’s construction loan portfolio.
As indicated previously in this MD&A, during 2008, management executed a series of actions to mitigate its credit risk exposure in the U.S. mainland. These actions included the discontinuance of PFH. Also, the Corporation exited the lending business of E-LOAN which also faced high credit losses, particularly in its HELOC and closed-end second mortgage portfolios. In the case of the banking operations, during 2009, the Corporation executed a plan to close, consolidate or sell underperforming branches and exit lending businesses that do not generate deposits or fee income. The Corporation has significantly curtailed the production of non-traditional mortgages as it ceased originating non-conventional mortgage loans in its U.S. mainland operations. This initiative was part of the BPNA Restructuring Plan implemented in the fourth quarter of 2008. The non-conventional mortgage unit is currently focused on servicing the run-off portfolio and restructuring loans that have or show signs of credit deterioration. In addition, as part of the credit actions taken during the fourth quarter of 2010, the Corporation reclassified to loans held-for-sale a significant portion of delinquent loans related to this portfolio.
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
Geographical and Government Risk
The Corporation is exposed to geographical and government risk. The Corporation’s assets and revenue composition by geographical area and by business segment reporting are presented in Note 39 to the consolidated financial statements. A significant portion of the Corporation’s financial activities and credit exposure is concentrated in Puerto Rico. Since 2006, the Puerto Rico economy has been experiencing recessionary conditions. Based on information published by the Puerto Rico Planning Board (the “Planning Board”), the Puerto Rico real gross national product decreased an estimated 3.6% during fiscal year ended June 30, 2010. The unemployment rate in Puerto Rico has remained high at 16%, at August 2010. The Puerto Rico economy continues to be challenged, primarily, by a housing sector that remains under pressure, contraction in the manufacturing sector and a fiscal deficit that constrains government spending.
The government recently enacted a housing-incentive law that puts into effect temporary measures, effective from September 1, 2010 through June 30, 2011, that seek to stimulate demand for housing and reduce the significant excess supply of new homes. The incentives include reductions in taxes and government closing fees, tax exemption on rental income from new properties for 10 years, exemption on long-term capital gain tax in future sale of new properties and no property taxes for five years on new housing, among others.
Several major projects are under consideration by the Puerto Rico Government in areas such as energy and road infrastructure. These are to be structured as public and private partnerships and are expected to generate economic activity as they are awarded and construction commences. There are also various hotel projects under development. Another positive factor is the remaining disbursements under the American Recovery and Reinvestment Act of 2009 (“ARRA”), of which $3.2 billion or close to 48% had been disbursed at June 30, 2010. The Puerto Rican economy is still vulnerable, but the government has made progress in addressing the budget deficit while the banking sector has been substantially recapitalized and consolidated through FDIC-assisted transactions.
The current state of the economy and uncertainty in the private and public sectors has resulted in, among other things, a downturn in the Corporation’s loan originations; deterioration in the credit quality of the Corporation’s loan portfolios as reflected in high levels of non-performing assets, loan loss provisions and charge-offs, particularly in the Corporation’s construction and commercial loan portfolios; an increase in the rate of foreclosures on mortgage loans; and a reduction in the value of the Corporation’s loans and loan servicing portfolio, all of which have adversely affected its profitability. The persistent economic slowdown could cause those adverse effects to continue, as delinquency rates may increase in the short-term, until sustainable growth resumes. Also, a potential reduction in consumer spending may also impact growth in the Corporation’s other interest and non-interest revenues.
At December 31, 2010 the Corporation had $1.4 billion of credit facilities granted to or guaranteed by the Puerto Rico Government and its political subdivisions, of which $199 million were uncommitted lines of credit. Of these total credit facilities granted, $1.1 billion were outstanding at December 31, 2010. A substantial portion of the Corporation’s credit exposure to the Government of Puerto Rico is either collateralized loans or obligations that have a specific source of income or revenues identified for their repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as water and electric power utilities. Public corporations have varying degrees of independence from the central Government and many receive appropriations or other payments from it. The Corporation also has loans to various municipalities in Puerto Rico for which the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. Another portion of these loans consists of special obligations of various municipalities that are payable from the basic real and personal property taxes collected within such municipalities.
Furthermore, at December 31, 2010, the Corporation had outstanding $145 million in Obligations of Puerto Rico, States and Political Subdivisions as part of its investment securities portfolio. Refer to Notes 8 and 9 to the consolidated financial statements for additional information. Of that total, $140 million was exposed to the creditworthiness of the Puerto Rico Government and its municipalities. The Corporation continues to closely monitor the political and economic situation of the Island and evaluates the portfolio for any declines in value that management may consider being other-than-temporary.
As further detailed in Notes 8 and 9 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Treasury securities and obligations of U.S. Government sponsored entities, as well as mortgage-backed securities guaranteed by Ginnie Mae. In addition, $673 million of residential mortgages and $273 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2010.
Non-Performing Assets
Non-performing assets include primarily past-due loans that are no longer accruing interest, renegotiated loans, and real estate property acquired through foreclosure. A summary, including certain credit quality metrics, is presented in Table N.
The Corporation’s non-accruing and charge-off policies by major categories of loan portfolios are as follows:
•	Commercial and construction loans — recognition of interest income on commercial and construction loans is discontinued when the loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. The impaired portions of secured loans past due as to principal and interest is charged-off not later than 365 days past due. However, in the case of collateral dependent loans individually evaluated for impairment, the excess of the recorded investment over the fair value of the collateral (portion deemed as uncollectible) is generally promptly charged-off, but in any event not later than the quarter following the quarter in which such excess was first recognized.

•	Lease financing — recognition of interest income for lease financing is ceased when loans are 90 days or more in arrears. Leases are charged-off when they are 120 days in arrears.

•	Mortgage loans — recognition of interest income on mortgage loans is generally discontinued when loans are 90 days or more in arrears on payments of principal or interest. The impaired portion of a mortgage loan is charged-off when the loan is 180 days past due.

•	Consumer loans — recognition of interest income on closed-end consumer loans and home-equity lines of credit is discontinued when the loans are 90 days or more in arrears on payments of principal or interest. Income is generally recognized on open-end consumer loans, except for home equity lines of credit, until the loans are charged-off. Closed-end consumer loans are charged-off when they are 120 days in arrears. Open-end consumer loans are charged-off when they are 180 days in arrears.

•	Troubled debt restructurings (“TDRs”) — Loans classified as TDRs are reported in non-accrual status if the loan was in non-accruing status at the time of the modification. The TDR loan should continue in non-accrual status until the borrower has demonstrated a willingness and ability to make the restructured loan payments (at least six months of sustained performance after classified as a TDR).

Acquired covered loans from the Westernbank FDIC-assisted transaction that are restructured after acquisition are not considered restructured loans for purposes of the Corporation’s accounting and disclosure if the loans are accounted for in pools pursuant to ASC Subtopic 310-30.

•	As previously indicated in this MD&A and notes to the accompanying financial statements, covered loans acquired in the Westernbank FDIC-assisted transaction, except for lines of credit with revolving privileges, are accounted for by the Corporation in accordance with ASC Subtopic 310-30. Under ASC Subtopic 310-30, the acquired loans were aggregated into pools based on similar characteristics. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The covered loans which are accounted for under ASC Subtopic 310-30 by the Corporation are not considered non-performing and will continue to have an accretable yield as long as there is a reasonable expectation about the timing and amount of cash flows expected to be collected. Also, loans charged-off against the non-accretable difference established in purchase accounting are not reported as charge-offs. Charge-offs will be recorded only to the extent that losses exceed the purchase accounting estimates.

•	Lines of credit with revolving privileges that were acquired as part of the Westernbank FDIC-assisted transaction are accounted under the guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loan payment receivable in excess of the Corporation’s initial investment in the loans be accreted into interest income using the effective yield method over the life of the loan. Loans accounted for under ASC Subtopic 310-20 are placed on non-accrual status when past due in accordance with the Corporation’s non-accruing policy and any accretion of discount is discontinued.

Because of the application of ASC Subtopic 310-30 to the Westernbank acquired loans and the loss protection provided by the FDIC which limits the risks on the covered loans, the Corporation has determined to provide certain quality metrics in this MD&A that exclude such covered loans to facilitate the comparison between loan portfolios and across quarters or year-to-date periods. Given the significant amount of covered loans that are past due but still accruing due to the accounting under ASC Subtopic 310-30, the Corporation believes the inclusion of these loans in certain asset quality ratios in the numerator or denominator (or both) would result in a significant distortion to these ratios. In addition, because charge-offs related to the acquired loans are recorded against the non-accretable balance, the net charge-off ratio including the acquired loans is lower for portfolios that have significant amounts of covered loans. The inclusion of these loans in the asset quality ratios could result in a lack of comparability across quarters or years, and could negatively impact comparability with other portfolios that were not impacted by acquisition accounting. The Corporation believes that the presentation of asset quality measures excluding covered loans and related amounts from both the numerator and denominator provides better perspective into underlying trends related to the quality of its loan portfolio.
At December 31, 2010, non-performing loans secured by real estate held-in-portfolio, excluding covered loans, amounted to $811 million of total loans secured by real estate held-in-portfolio, excluding covered loans, in the Puerto Rico operations and $404 million in the U.S. mainland operations. These figures compare to $1.3 billion in the Puerto Rico operations and $697 million in the U.S. mainland operations at December 31, 2009. At December 31, 2008, these figures were $704 million in Puerto Rico and $338 million in the U.S. mainland operations.

In addition to the non-performing loans included in Table N, at December 31, 2010, there were $111 million of performing loans, excluding covered loans, which in management’s opinion are currently subject to potential future classification as non-performing and are considered impaired, compared with $248 million at December 31, 2009, and $206 million in the U.S. mainland operations.
Table N
Non-Performing Assets

	As of December 31,
(Dollars in thousands)	2010	2009	2008[1]	2007	2006

Non-accrual loans:
Commercial	$725,027	$836,728	$464,802	$266,790	$158,214
Construction	238,554	854,937	319,438	95,229	—
Lease financing	5,937	9,655	11,345	10,182	11,898
Mortgage	542,033	510,847	338,961	349,381	499,402
Consumer	60,302	64,185	68,263	49,090	48,074

Total non-performing loans held-in-portfolio, excluding covered loans	1,571,853	2,276,352	1,202,809	770,672	717,588
Non-performing loans held-for-sale	671,757	—	—	—	—
Other real estate owned (“OREO”), excluding covered OREO	161,496	125,483	89,721	81,410	84,816

Total non-performing assets, excluding covered assets	$2,405,106	$2,401,835	$1,292,530	$852,082	$802,404
Covered loans and OREO[2]	83,539	—	—	—	—

Total non-performing assets	$2,488,645	$2,401,835	$1,292,530	$852,082	$802,404

Accruing loans past-due 90 days or more	$338,359	$239,559	$150,545	$109,569	$99,996

Excluding covered loans and covered OREO:
Non-performing loans to loans held-in-portfolio	7.58%	9.60%	4.67%	2.75%	2.24%
Non-performing assets to total assets	7.11	6.91	3.32	1.92	1.69

Including covered loans and covered OREO:
Non-performing loans to loans held-in-portfolio	6.25	9.60	4.67	2.75	2.24
Non-performing assets to total assets	6.43	6.91	3.32	1.92	1.69
Interest lost	$75,684	$59,982	$48,707	$71,037	$58,223

[1]	Amounts at December 31, 2008 exclude assets from discontinued operations. Non-performing loans and other real estate from discontinued operations amounted to $3 million and $0.9 million, respectively, at December 31, 2008.

[2]	The amount consists of $26 million in non-performing covered loans accounted for under ASC Subtopic 310-20 and $58 million in covered OREO. It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies as a percentage of their related portfolio category at December 31, 2010 and 2009 are presented below.
Table — Loan Delinquencies

(Dollars in millions)	2010	2009

Loans delinquent 30 days or more	$4,657	$3,685

Total delinquencies as a percentage of total loans:
Commercial	9.09%	10.17%
Construction	75.58	57.72
Lease financing	3.35	4.49
Mortgage	27.50	23.96
Consumer	5.72	6.09
Covered loans accounted for under ASC subtopic 310-30	28.32	—
Covered loans accounted for under ASC Subtopic 310-20	16.00	—

Total	17.60%	15.48%

*	Note: Loans delinquent 30 days or more include $676.4 million in loans held-for-sale at December 31, 2010 ($5.3 million — December 31, 2009)

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
Refer to Table O for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years.

Table O
Allowance for Loan Losses and Selected Loan Losses Statistics

(Dollars in thousands)	2010	2009	2008	2007	2006

Balance at beginning of year	$1,261,204	$882,807	$548,832	$522,232	$461,707
Allowance acquired	—	—	—	7,290	—
Provision for loan losses	1,011,880	1,405,807	991,384	341,219	187,556

	2,273,084	2,288,614	1,540,216	870,741	649,263

Charge-offs:
Commercial	476,499	290,547	184,578	94,992	54,724
Construction	405,418	311,311	120,425	—	—
Lease financing	15,377	22,281	22,761	23,722	24,526
Mortgage	99,835	124,781	53,303	15,889	4,465
Consumer	252,227	347,027	264,437	173,937	125,350

	1,249,356	1,095,947	645,504	308,540	209,065

Recoveries:
Commercial	38,203	27,281	15,167	18,280	17,195
Construction	10,431	1,386	—	1,606	22
Lease financing	4,950	4,799	3,934	8,695	10,643
Mortgage	5,056	4,175	425	421	526
Consumer	38,064	30,896	26,014	28,902	27,327

	96,704	68,537	45,540	57,904	55,713

Net loans charged-off:
Commercial	438,296	263,266	169,411	76,712	37,529
Construction	394,987	309,925	120,425	(1,606)	(22)
Lease financing	10,427	17,482	18,827	15,027	13,883
Mortgage	94,779	120,606	52,878	15,468	3,939
Consumer	214,163	316,131	238,423	145,035	98,023

	1,152,652	1,027,410	599,964	250,636	153,352

Write-downs related to loans transferred to loans held-for-sale	327,207	—	12,430	—	—
Change in allowance for loan losses from discontinued operations[1]	—	—	(45,015)	(71,273)	26,321

Balance at end of year	$793,225	$1,261,204	$882,807	$548,832	$522,232

Loans held-in-portfolio excluding covered loans:
Outstanding at year end	$20,728,035	$23,713,113	$25,732,873	$28,021,456	$32,017,017
Average	22,376,612	24,650,071	26,162,786	24,908,943	23,533,341
Loans held-in-portfolio including covered loans:
Outstanding at year end	$25,564,917	$23,713,113	$25,732,873	$28,021,456	$32,017,017
Average	25,741,544	24,650,071	26,162,786	24,908,943	23,533,341

Excluding covered loans and covered OREO:
Allowance for loan losses to year end loans held-in-portfolio	3.83%	5.32%	3.43%	1.96%	1.63%
Recoveries to charge-offs	7.74	6.25	7.05	18.77	26.65
Net charge-offs to average loans held-in- portfolio	5.15	4.17	2.29	1.01	0.65
Allowance for loan losses to net charge-offs	0.69	1.23	1.47	2.19	3.41
Provision for loan losses to:
Net charge-offs	0.88	1.37	1.65	1.36	1.22
Average loans held-in-portfolio	4.52%	5.70%	3.79%	1.37%	0.80%
Allowance to non-performing loans held-in-portfolio	50.46	55.40	73.40	71.21	72.78

Including covered loans and covered OREO:
Allowance for loan losses to year end loans held-in-portfolio	3.10%	5.32%	3.43%	1.96%	1.63%
Recoveries to charge-offs	7.74	6.25	7.05	18.77	26.65
Net charge-offs average loans held-in- portfolio	4.48	4.17	2.29	1.01	0.65
Allowance for loan losses to net charge-offs	0.69	1.23	1.47	2.19	3.41
Provision for loan losses to:
Net charge-offs	0.88	1.37	1.65	1.36	1.22
Average loans held-in-portfolio	3.93%	5.70%	3.79%	1.37%	0.80%
Allowance to non-performing loans held-in-portfolio	49.64	55.40	73.40	71.21	72.78

[1]	A positive amount represents higher provision for loan losses recorded during the period compared to net charge-offs, and vice versa for a negative amount.

The following table presents net charge-offs to average loans held-in-portfolio (“HIP”) by loan category for the years ended December 31, 2010, 2009 and 2008:
Table — Net charge-Offs to Average Loans HIP

	2010	2009	2008

Commercial	3.69%	2.00%	1.24%
Construction	27.12	15.30	5.81
Lease financing	1.66	2.46	1.72
Mortgage	2.08	2.75	1.17
Consumer	5.56	7.28	4.95

Total	5.15%	4.17%	2.29%

Commercial loans
As shown in Table N, the level of non-performing commercial loans held-in portfolio at December 31, 2010, compared to December 31, 2009, decreased on a consolidated basis by $112 million, mostly related to the BPNA reportable segment. Compared to December 31, 2009, the percentage of non-performing commercial loans held-in-portfolio to commercial loans held-in-portfolio at December 31, 2010 declined from 6.6% to 6.4%. These decreases were mainly attributed to the reclassification to loans held-for-sale of commercial real estate loans in the Puerto Rico operations, combined with charge-offs of impaired amounts of collateral dependent loans in the U.S. mainland. During the fourth quarter of 2010, the Corporation decided to promptly charge-off previously reserved impaired amounts related to collateral dependent loans at both reportable segments. For the year ended December 31, 2010, the charge-offs associated to collateral dependent commercial loans amounted to approximately $71.5 million and $36.6 million in the BPPR and BPNA reportable segments, respectively. The percentage of non-performing commercial loans held-in-portfolio to commercial loans held-in-portfolio for the year ended December 31, 2008 was 3.4%.
The level of non-performing commercial loans held-in-portfolio in the Puerto Rico operations at December 31, 2010 remained high due to continued weak economic conditions. The level of non-performing commercial loans held-in-portfolio in the United States operations has reflected certain signs of stabilization from December 31, 2009. At December 31, 2010, additions to commercial loans in non-performing status at BPPR (excluding commercial lines of credit and business credit cards) and BPNA reportable segments amounted to $396 million and $343 million, respectively, a decrease of $124 million and $79 million, respectively, when compared to 2009. Although significantly lower than in 2009, the level of new non-performing commercial loans continues to be highly driven by the current economic conditions at both markets, principally in Puerto Rico.
The table that follows provides information on commercial non-performing loans at December 31, 2010, December 31, 2009, and December 31, 2008 and net charge-offs information for the years ended December 31, 2010, December 31, 2009, and December 31, 2008 for the BPPR and BPNA reportable segments.

	For the years ended
	December	December	December
(Dollars in thousands)	31, 2010	31, 2009	31, 2008

BPPR Reportable Segment:
Non-performing commercial loans	$485,469	$516,184	$325,879
Non-performing commercial loans to commercial loans HIP, both excluding covered loans and loans held-for-sale	7.26%	7.25%	4.35%
Commercial loan net charge-offs	$231,133	$124,494	$123,843
Commercial loan net charge-offs (annualized) to average commercial loans HIP, excluding covered loans and loans held-for-sale	3.39%	1.69%	1.60%

BPNA Reportable Segment:
Non-performing commercial loans	$239,558	$320,477	$138,923
Non-performing commercial loans to commercial loans HIP, excluding loans held-for-sale	5.12%	5.79%	2.26%
Commercial loan net charge-offs	$207,163	$138,772	$45,529
Commercial loan net charge-offs (annualized) to average commercial loans HIP, excluding loans held-for-sale	4.10%	2.38%	0.76%

There was 1 commercial loan relationship greater than $10 million in non-accrual status with an outstanding balance of $10 million at December 31, 2010, compared with 5 commercial loan relationships with an outstanding debt of approximately $100 million at December 31, 2009, and 2 commercial loan relationships with an outstanding debt of approximately $31 million at December 31, 2008.

The commercial loan net charge-offs for the year ended December 31, 2010 increased at both reportable segments when compared with the year ended December 31, 2009. The increase in the BPPR reportable segment was principally due to the recessionary environment that has resulted in lower absorption rates and pressure in real estate values. The commercial loan portfolio in Puerto Rico continues to reflect high delinquencies and reductions in the value of the underlying collateral. The increase in the commercial loan net charge-offs at the BPNA reportable segment was mostly related to commercial real estate. As previously explained, the commercial loan net charge-offs for both reportable segments include the charge-offs associated to collateral dependent commercial loans recorded during the fourth quarter of 2010.
The allowance for loan losses corresponding to commercial loans held-in-portfolio represented 4.06% of that portfolio, excluding covered loans, at December 31, 2010, compared with 3.46% at December 31, 2009 and 2.16% in 2008. The ratio of allowance to non-performing loans held-in portfolio in the commercial loan category was 63.78% at December 31, 2010, compared with 52.31% at December 31, 2009 and 63.39% in 2008.
The Corporation’s commercial loan portfolio secured by real estate (“CRE”), excluding construction and covered loans, amounted to $7.0 billion at December 31, 2010, of which $3.1 billion was secured with owner occupied properties, compared with $7.5 billion and $3.4 billion, respectively, at December 31, 2009. At December 31, 2008, the Corporation’s CRE portfolio, excluding construction loans, amounted to $7.5 billion, of which $3.5 billion was secured with owner occupied properties. CRE non-performing loans, excluding covered loans amounted to $553 million at December 31, 2010, compared to $557 million and $290 million at December 31, 2009 and 2008, respectively. The CRE non-performing loans ratios for the Corporation’s Puerto Rico and U.S. mainland operations were 9.61% and 5.79%, respectively, at December 31, 2010, compared with 8.29% and 6.39%, respectively, at December 31, 2009. These figures amounted to 5.85% and 1.64%, respectively, at December 31, 2008.
At December 31, 2010, the Corporation’s commercial loans held-in-portfolio, excluding covered loans, included a total of $155 million of loan modifications for the BPPR reportable segment and $3 million for the BPNA reportable segment, which were considered TDRs since they involved granting a concession to borrowers under financial difficulties. The outstanding commitments for these commercial loan TDRs amounted to $1 million in the BPPR reportable segment and no commitments outstanding in the BPNA reportable segment at December 31, 2010. The commercial loan TDRs in non-performing status for the BPPR and BPNA reportable segments at December 31, 2010 amounted to $78 million and $3 million, respectively. The commercial loan TDRs were evaluated for impairment resulting in a specific reserve of $4 million for the BPPR reportable segment and no specific reserves for the BPNA reportable segment at December 31, 2010. The impaired portions of collateral dependent commercial loan TDRs were charged-off during the fourth quarter of 2010.
Construction loans
Non-performing construction loans held-in-portfolio significantly decreased from December 31, 2009 to December 31, 2010 mainly attributed to the reclassification to loans held-for-sale in the Puerto Rico operations. The construction loans portfolio was also impacted by the charge-offs of impaired amounts of collateral dependent loans both in Puerto Rico and the U.S. mainland, as previously explained. The ratio of non-performing construction loans to construction loans held-in-portfolio, excluding covered loans, decreased from 49.58% at December 31, 2009 to 47.63% at December 31, 2010. At December 31, 2008 this ratio was 14.44%.
At December 31, 2010, additions to construction non-performing loans at the BPPR and BPNA reportable segments amounted to $207 million and $142 million, respectively, a decrease of $623 million and $234 million, respectively, when compared to the year ended December 31, 2009. These decreases were primarily attributed to the recessionary conditions of the Puerto Rico and the United States economies in 2009, driven by housing value declines, slowdown in consumer spending, and the turmoil in the global financial markets.
There were 7 construction loan relationships greater than $10 million in non-performing status with an outstanding balance of $99 million at December 31, 2010, compared with 22 construction loan relationships with an aggregate outstanding principal balance of $544 million at December 31, 2009, and 6 construction loan relationships with an outstanding balance of $152 million at December 31, 2008. The construction loan portfolio is considered one of the high-risk portfolios of the Corporation as it continues to be adversely impacted by weak economic and real estate market conditions, particularly in Puerto Rico.
Construction loans net charge-offs for the year ended December 31, 2010, compared with the year ended December 31, 2009, increased by $93.4 million in the BPPR reportable segment, and decreased by $8.3 million in the BPNA reportable segment. The increase in the BPPR reportable segment is mainly attributed to residential real estate construction projects, which have been adversely impacted by general market conditions, decreases in property values, oversupply in certain areas, and reduced absorption rates. At the BPNA reportable segment, the decline in construction loan net charge-offs was prompted by certain stabilization observed in the U.S. real estate market. During the fourth quarter of 2010, the Corporation decided to promptly charge-off impaired amounts of collateral dependent loans. For the year ended December 31, 2010, the charge-offs associated to collateral dependent construction loans amounted to approximately $81.4 million and $19.9 million in the BPPR and BPNA reportable segments, respectively. These impaired amounts were fully reserved in prior periods.
Management has identified construction loans considered impaired and has established specific reserves based on the value of the collateral. The allowance for loan losses corresponding to construction loans, represented 9.53% of that portfolio, excluding covered loans, at December 31, 2010, compared with 19.79% at December 31, 2009, and 7.70% at December 31, 2008. The ratio of allowance to non-performing loans held-in-portfolio in the construction loans category was 20.01% at December 31, 2010, compared with 39.92% and 53.32% at December 31, 2009 and 2008, respectively.
The BPPR reportable segment’s construction loan portfolio, excluding covered loans, totaled $168 million at December 31, 2010, compared with $1.1 billion at December 31, 2009. The significant decrease in the ratio of non-performing construction loans held-in-portfolio to construction loans held-in-portfolio, excluding covered loans, was primarily attributed to the reclassification to loans held-for-sale, mostly of non-accruing loans, coupled with the net charge-offs activity in this portfolio.
The allowance for loan losses corresponding to the construction loan portfolio for the BPPR reportable segment totaled $16 million or 9.55% of construction loans held-in-portfolio, excluding covered loans, at December 31, 2010 compared to $215 million or 19.86%, respectively, at December 31, 2009.
The table that follows provides information on construction non-performing loans at December 31, 2010, December 31, 2009, and December 31, 2008 and net charge-offs information for the years ended December 31, 2010, December 31, 2009, and December 31, 2008 for the BPPR reportable segment.

	For the years ended
	December	December	December
(Dollars in thousands)	31, 2010	31, 2009	31, 2008

BPPR Reportable Segment:
Non-performing construction loans	$64,678	$604,610	$215,476
Non-performing construction loans to construction loans HIP, both excluding covered loans and loans held-for-sale	38.42%	55.86%	15.02%
Construction loan net charge-offs	$289,150	$195,769	$63,994
Construction loan net charge-offs (annualized) to average construction loans HIP, excluding covered loans and loans held-for-sale	30.41%	14.96%	4.83%
The BPNA reportable segment construction loan portfolio totaled $332 million at December 31, 2010, compared with $642 million at December 31, 2009. The allowance for loan losses corresponding to the construction loan portfolio for the BPNA reportable segment totaled $32 million or 9.52% of construction loans held-in-portfolio at December 31, 2010 compared to $126 million or 19.67%, respectively, at December 31, 2009. The reduction in reserve levels was mainly prompted by the charge-offs of the impaired portions of collateral dependent construction loans. The table that follows provides the credit quality information for the BPNA reportable segment’s construction loan portfolio.

	For the years ended
	December	December	December
(Dollars in thousands)	31, 2010	31, 2009	31, 2008

BPNA Reportable Segment:
Non-performing construction loans	$173,876	$250,327	$103,962
Non-performing construction loans to construction loans HIP, excluding loans held-for-sale	52.29%	38.99%	13.37%
Construction loan net charge-offs	$105,837	$114,156	$56,431
Construction loan net charge-offs (annualized) to average construction loans HIP, excluding loans held-for-sale	20.93%	15.92%	7.54%
The construction loans held-in-portfolio, excluding covered loans, included no loan modifications for the BPPR reportable segment, and $92 million for the BPNA reportable segment, which were considered TDRs at December 31, 2010. The outstanding commitments for these construction loan TDRs at December 31, 2010 were none for the BPPR reportable segment and $3 million for the BPNA reportable segment. There were no construction loan TDRs in non-performing status for the BPPR reportable segment and $92 million in the BPNA reportable segment at December 31, 2010. These construction loan TDRs were individually evaluated for impairment resulting in no specific reserves for the BPPR reportable segment and BPNA reportable segments at December 31, 2010. The impaired portions of collateral dependent construction loan TDRs were charged-off during the fourth quarter of 2010.
In the current stressed housing market, the value of the collateral securing the loan has become the most important factor in determining the amount of loss incurred and the appropriate level of the allowance for loan losses. The likelihood of losses that are equal to the entire recorded investment for a real estate loan is remote. However, in some cases during recent quarters declining real estate values have resulted in the determination that the estimated value of the collateral was insufficient to cover all of the recorded investment in the loans.
Mortgage loans
Non-performing mortgage loans held-in-portfolio increased $31 million from December 31, 2009 to December 31, 2010, as a result of an increase of $206 million in the BPPR reportable segment, partially offset by a reduction of $174 million in the BPNA reportable segment. During the fourth quarter of 2010, approximately $396 million (book value) of U.S. non-conventional residential mortgage loans were reclassified as loans held-for-sale at the BPNA reportable segment, most of which were delinquent mortgage loans, mortgages in non-performing status, or trouble debt restructurings. The mortgage business has continued to be negatively impacted by the recessionary economic conditions in Puerto Rico as evidenced by the increased levels of non-performing mortgage loans, and higher delinquency rates. However, the underwriting criteria and high reinstatement experience associated with the mortgage loans in Puerto Rico have helped to maintain losses at manageable levels.
For the year ended December 31, 2010, the Corporation’s mortgage loan net charge-offs to average mortgage loans held-in-portfolio decreased to 2.08%, down by 67 basis points when compared to the same figure in 2009. The decrease in the mortgage loan net charge-off ratio was mainly due to lower losses in the U.S. mainland non-conventional mortgage business. For the year ended December 31, 2008 the Corporation’s mortgage loan net charge-offs to average mortgage loans held-in-portfolio amounted to 1.17%.
At the BPPR reportable segment, the mortgage loan net charge-offs for the year ended December 31, 2010 amounted to $21.7 million, an increase of $11.0 million, when compared to same period in 2009. The mortgage loan net charge-offs for the year ended December 31, 2008 amounted to $2.9 million. The increase in mortgage loan net charge-offs was prompted by the current weak economic conditions. The economy on the Island remained sluggish during 2010, and the Puerto Rico housing market has experienced a substantial slowdown in sales activity, as reflected in the low absorption rates of projects financed in the construction loan portfolio of the Puerto Rico segment.
The BPPR reportable segment’s mortgage loans held-in-portfolio totaled $3.6 billion at December 31, 2010, compared with $3.1 billion at December 31, 2009. The allowance for loan losses corresponding to the mortgage loan portfolio for the BPPR reportable segment totaled $42 million or 1.15% of mortgage loans held-in-portfolio, excluding covered loans, at December 31, 2010 compared to $25 million or 0.79%, respectively, at December 31, 2009. At December 31, 2010, the mortgage loan TDRs for the BPPR’s reportable segment amounted to $171 million, of which $105 million were in non-performing status. Although the criteria for specific impairment excludes large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage loans), it specifically requires its application to modifications considered TDRs. These mortgage loan TDRs were evaluated for impairment resulting in a specific allowance for loan losses of $5 million at December 31, 2010.
The table that follows provides information on mortgage non-performing loans and net charge-offs for the BPPR reportable segment.

	For the years ended
	December	December	December
(Dollars in thousands)	31, 2010	31, 2009	31, 2008

BPPR Reportable Segment:
Non-performing mortgage loans	$517,443	$311,918	$201,506
Non-performing mortgage loans to mortgage loans HIP, both excluding covered loans and loans held-for-sale	14.19%	9.95%	7.25%
Mortgage loan net charge-offs	$21,712	$10,686	$2,898
Mortgage loan net charge-offs (annualized) to average mortgage loans HIP, excluding covered loans and loans held-for-sale	0.68%	0.38%	0.10%
The BPNA reportable segment mortgage loan portfolio totaled $875 million at December 31, 2010, compared with $1.5 billion at December 31, 2009. As compared to the year ended December 31, 2009, this portfolio has reflected better performance in terms of losses.

The following table presents the credit quality indicators for the BPNA reportable segment’s mortgage loan portfolio.

	For the years ended
	December	December	December
(Dollars in thousands)	31, 2010	31, 2009	31, 2008

BPNA Reportable Segment:
Non-performing mortgage loans	$23,587	$197,748	$136,193
Non-performing mortgage loans to mortgage loans HIP, excluding loans held-for-sale	2.70%	13.49%	8.08%
Mortgage loan net charge-offs	$73,067	$109,920	$50,121
Mortgage loan net charge-offs (annualized) to average mortgage loans HIP, excluding loans held-for-sale	5.36%	6.93%	2.92%
BPNA’s non-conventional mortgage loan portfolio outstanding at December 31, 2010 amounted to approximately $513 million with a related allowance for loan losses of $22 million, which represents 4.29% of that particular loan portfolio, compared with $1.1 billion with a related allowance for loan losses of $118 million or 11.16%, respectively, at December 31, 2009. The Corporation is no longer originating non-conventional mortgage loans at BPNA. On December 31, 2010, BPNA reclassified approximately $396 million (book value) of U.S. non-conventional residential mortgage loans as loans held-for-sale.
The net charge-offs for BPNA’s non-conventional mortgage loan portfolio amounted to approximately $65.9 million for the year ended December 31, 2010. This resulted in a net charge-offs to average non-conventional mortgage loans held-in-portfolio ratio of 6.74% for the year ended 2010. These figures were approximately $97.1 million or 8.50% for the year ended December 31, 2009. The BPNA non-conventional mortgage business reflected an improved performance given more stable real estate market conditions.
Consumer loans
Non-performing consumer loans decreased from December 31, 2009 to December 31, 2010, primarily as a result of a decrease of $4.4 million in the BPNA reportable segment, partially offset by an increase of $0.5 million in the BPPR reportable segment. The decrease in the BPNA reportable segment was primarily associated with home equity lines of credit and closed-end second mortgages, which are categorized by the Corporation as consumer loans. These portfolios have experienced improvements in delinquency levels, specifically as compared to 2009 levels.
Consumer loans net charge-offs as a percentage of average consumer loans held-in-portfolio decreased mostly due to lower delinquencies in certain portfolios in the U.S. mainland and in Puerto Rico. The decrease in the ratio of consumer loans net charge-offs to average consumer loans held-in-portfolio in the BPPR reportable segment was mainly attributed to personal loans and credit cards.
The table that follows provides information on consumer non-performing loans and net charge-offs for the BPPR reportable segment.

	For the years ended
	December	December	December
(Dollars in thousands)	31, 2010	31, 2009	31, 2008

BPPR Reportable Segment:
Non-performing consumer loans	$37,236	$36,695	$27,928
Non-performing consumer loans to consumer loans HIP, both excluding covered loans and loans held-for-sale	1.29%	1.19%	0.82%
Consumer loan net charge-offs	$131,783	$168,525	$146,841
Consumer loan net charge-offs (annualized) to average consumer loans HIP, excluding covered loans and loans held-for-sale	4.44%	5.21%	4.21%
The following table presents the credit quality indicators for the BPNA reportable segment’s consumer loan portfolio.

	For the years ended
	December	December	December
(Dollars in thousands)	31, 2010	31, 2009	31, 2008

BPNA Reportable Segment:
Non-performing consumer loans	$23,066	$27,490	$40,335
Non-performing consumer loans to consumer loans HIP, excluding loans held-for-sale	2.85%	2.83%	3.23%
Consumer loan net charge-offs	$82,380	$147,606	$91,582
Consumer loan net charge-offs (annualized) to average consumer loans HIP, excluding loans held-for-sale	9.30%	13.31%	6.89%

As previously explained, the decrease in non-performing consumer loans for the BPNA reportable segment was attributed in part to home equity lines of credit and closed-end second mortgages. As compared to 2009, these loan portfolios showed signs of improved performance due to significant charge-offs recorded in previous quarters improving the quality of the remaining portfolio, combined with aggressive collection efforts and loan modification programs. Combined net charge-offs for E-LOAN’s home equity lines of credit and closed-end second mortgages amounted to approximately $58.3 million or 11.96% of those particular average loan portfolios for the year ended December 31, 2010, compared with $106.7 million or 16.99%, respectively, for the year ended December 31, 2009. With the downsizing of E-LOAN, this subsidiary ceased originating these types of loans. Home equity lending includes both home equity loans and lines of credit. This type of lending, which is secured by a first or second mortgage on the borrower’s residence, allows customers to borrow against the equity in their home. Real estate market values at the time the loan or line is granted directly affect the amount of credit extended and, in addition, changes in these values impact the severity of losses. E-LOAN’s portfolio of home equity lines of credit and closed-end second mortgages outstanding at December 31, 2010 totaled $437 million with a related allowance for loan losses of $41 million, representing 9.29% of that particular portfolio. E-LOAN’s portfolio of home equity lines of credit and closed-end second mortgages outstanding at December 31, 2009 totaled $539 million with a related allowance for loan losses of $95 million, representing 17.59% of that particular portfolio.
Other real estate
Other real estate represents real estate property acquired through foreclosure.
Other real estate not covered under loss sharing agreements with the FDIC increased by $36 million from December 31, 2009 to December 31, 2010, and included commercial and residential properties. With the slowdown in the real estate market caused primarily by persistent weak economic conditions in certain geographical areas, there has been a softening effect on the market for resale of repossessed real estate properties. Defaulted loans have increased, and these loans move through the foreclosure process to the other real estate classification. The combination of increased flow of defaulted loans from the loan portfolio to other real estate owned and the slowing of the liquidation market has resulted in an increase in the number of other real estate units on hand. The increase was partially offset by write-downs recorded in the fair value of the properties based on re-appraisals.
Other real estate covered under loss sharing agreements with the FDIC amounted to $58 million at December 31, 2010 and is disclosed in a separate line item in the statement of condition in the accompanying consolidated financial statements. As part of the Westernbank FDIC-assisted transaction, the Corporation acquired that portfolio of other real estate properties, which were recognized at fair value less estimated costs to sell at the April 30, 2010 transaction date.
Accruing loans past due 90 days or more
Accruing loans past due 90 days or more disclosed in Table N consist primarily of credit cards, FHA / VA and other insured mortgage loans, and delinquent mortgage loans included in the Corporation’s financial statements pursuant to GNMA’s buy-back option program. Servicers of loans underlying GNMA mortgage-backed securities must report as their own assets the defaulted loans that they have the option to repurchase, even when they elect not to exercise that option. Also, accruing loans past due 90 days or more include residential conventional loans purchased from other financial institutions that, although delinquent, the Corporation has received timely payment from the sellers / servicers, and, in some instances, have partial guarantees under recourse agreements. However, residential conventional loans purchased from other financial institutions, which are in the process of foreclosure, are classified as non-performing mortgage loans.
Allowance for Loan Losses
The allowance for loan losses, which represents management’s estimate of credit losses inherent in the loan portfolio, is maintained at a sufficient level to provide for estimated credit losses on individually evaluated loans as well as estimated credit losses inherent in the remainder of the loan portfolio. The Corporation’s management evaluates the adequacy of the allowance for loan losses on a quarterly basis. In this evaluation, management considers current economic conditions and the resulting impact on Popular Inc.’s loan portfolio, the composition of the portfolio by loan type and risk characteristics, historical loss experience, results of periodic credit reviews of individual loans, regulatory requirements and loan impairment measurement, among other factors.
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
As indicated previously in this MD&A, the covered loans were recognized at fair value at the April 30, 2010 acquisition date, which included the impact of expected credit losses and therefore, no allowance for credit losses was recorded at such date. To the extent credit deterioration occurs after the date of acquisition, the Corporation would record an allowance for loan losses. Also, the Corporation would record an increase in the FDIC loss share indemnification asset for the expected reimbursement from the FDIC under the loss sharing agreements. Management determined that there was no need to record an allowance for loan losses on the covered loans at December 31, 2010.
The following tables set forth information concerning the composition of the Corporation’s allowance for loan losses (“ALLL”) at December 31, 2010, and December 31, 2009 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance.

	December 31, 2010
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total

Specific ALLL	$8,550	$216	—	$5,004	—	$13,770
Impaired loans (1)	445,968	231,322	—	121,209	—	798,499
Specific ALLL to impaired loans (1)	1.92%	0.09%	—	4.13%	—	1.72%

General ALLL	$453,841	$47,508	$13,153	$65,864	$199,089	$779,455
Loans held-in-portfolio, excluding impaired loans (1)	10,947,517	269,529	602,993	4,403,513	3,705,984	19,929,536
General ALLL to loans held-in-portfolio, excluding impaired loans (1)	4.15%	17.63%	2.18%	1.50%	5.37%	3.91%

Total ALLL	$462,391	$47,724	$13,153	$70,868	$199,089	$793,225
Total loans held-in-portfolio (1)	11,393,485	500,851	602,993	4,524,722	3,705,984	20,728,035
ALLL to loans held-in-portfolio (1)	4.06%	9.53%	2.18%	1.57%	5.37%	3.83%

(1)	Excludes covered loans from the Westernbank FDIC-assisted transaction.

	December 31, 2009
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total

Specific ALLL	$108,769	$162,907	—	$52,211	—	$323,887
Impaired loans	645,513	841,361	—	186,747	—	1,673,621
Specific ALLL to impaired loans	16.85%	19.36%	—	27.96%	—	19.35%

General ALLL	$328,940	$178,412	$18,558	$102,400	$309,007	$937,317
Loans held-in-portfolio, excluding impaired loans	12,018,546	883,012	675,629	4,416,498	4,045,807	22,039,492
General ALLL to loans held-in-portfolio, excluding impaired loans	2.74%	20.20%	2.75%	2.32%	7.64%	4.25%

Total ALLL	$437,709	$341,319	$18,558	$154,611	$309,007	$1,261,204
Total loans held-in-portfolio	12,664,059	1,724,373	675,629	4,603,245	4,045,807	23,713,113
ALLL to loans held-in-portfolio	3.46%	19.79%	2.75%	3.36%	7.64%	5.32%

Table P details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.
Table P
Allocation of Allowance for Loan Losses

		As of December 31,
(Dollars in millions)		2010	2009		2008		2007		2006
		Percentage		Percentage		Percentage		Percentage		Percentage
		of		of		of		of		of
	Allowance	Loans in	Allowance	Loans in	Allowance	Loans in	Allowance	Loans in	Allowance	Loans in
	for	Each	for	Each	for	Each	for	Each	for	Each
	Loan	Category to	Loan	Category to	Loan	Category to	Loan	Category to	Loan	Category to
	Losses	Total Loans*	Losses	Total Loans*	Losses	Total Loans*	Losses	Total Loans*	Losses	Total Loans*

Commercial	$462.4	55.0%	$437.7	53.4%	$294.6	53.0%	$139.0	48.8%	$171.3	40.9%
Construction	47.7	2.4	341.3	7.3	170.3	8.6	83.7	6.9	32.7	4.4
Lease financing	13.1	2.9	18.6	2.8	22.0	2.9	25.6	3.9	24.8	3.8
Mortgage	70.9	21.8	154.6	19.4	106.3	17.4	70.0	21.7	92.2	34.6
Consumer	199.1	17.9	309.0	17.1	289.6	18.1	230.5	18.7	201.2	16.3

Total	$793.2	100.0%	$1,261.2	100.0%	$882.8	100.0%	$548.8	100.0%	$522.2	100.0%

*	Note: For purposes of this table the term loans refers to loans held-in-portfolio (excludes loans held-for-sale).

As compared to December 31, 2009, the allowance for loan losses at December 31, 2010 decreased by approximately $468 million from 5.32% to 3.83% as a percentage of loans held-in-portfolio. This decrease considers reductions in the Corporation’s general and specific reserves of approximately $158 million and $310 million, respectively. As previously discussed, the reduction in the allowance for loan losses at the end of 2010 was primarily attributed to the previously mentioned credit actions that were taken during the fourth quarter of 2010. The allowance for loan losses to loans held-in-portfolio at December 31, 2008 was 3.43%.
On a combined basis, the decrease in the allowance for loan losses for the commercial and construction loan portfolios at December 31, 2010 was mainly related to the reclassifications to loans held-for-sale in Puerto Rico, and charge-offs of previously reserved impaired portions in collateral dependent loans at both reportable segments. As compared to December 31, 2009, the decline in the allowance for loan losses for mortgage loans was triggered by the transfer to loans held-for-sale of all U.S. non-conventional mortgages in non-performing status, all troubled debt restructures, and all mortgage loan modifications in process related to this portfolio. The Corporation retained non-conventional mortgage loans that were current and not more than 90 days past due. The reduction in the allowance for loan losses for the consumer loan portfolio continues to be driven by more stable performance trends in certain portfolios combined with portfolio reductions both in the Puerto Rico and the U.S. mainland operations.
The Corporation’s recorded investment in commercial, construction and mortgage loans that were individually evaluated for impairment and their specific allowances declined from December 31, 2009 to December 31, 2010 due to the charge-offs and loan reclassifications to loans held-for-sale during the fourth quarter. Since the loans held for sale are recorded at lower of cost or fair value, they did not require a specific allowance at December 31, 2010.

The following table presents the Corporation’s recorded investment in commercial, construction and mortgage loans that were considered impaired and the related valuation allowance at December 31, 2010, December 31, 2009, and December 31, 2008.

	2010		2009		2008
	Recorded	Valuation	Recorded	Valuation	Recorded	Valuation
(In millions)	Investment	Allowance	Investment	Allowance	Investment	Allowance

Impaired loans:
Valuation allowance	$154.3	$13.8	$1,263.3	$323.9	$664.9	$194.7
No valuation allowance required	644.2	—	410.3	—	232.7	—

Total impaired loans	$798.5	$13.8	$1,673.6	$323.9	$897.6	$194.7

With respect to the $644 million portfolio of impaired commercial and construction loans for which no allowance for loan losses was required at December 31, 2010, management followed the guidance for specific impairment of a loan. When a loan is impaired, the measurement of the impairment may be based on: (1) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate; (2) the observable market price of the impaired loan; or (3) the fair value of the collateral if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. The $644 million impaired commercial and construction loans with no valuation allowance were collateral dependent loans in which management performed a detailed analysis based on the fair value of the collateral less estimated costs to sell and determined that the collateral was deemed adequate to cover any losses at December 31, 2010.
Average impaired loans during the years ended December 31, 2010 and December 31, 2009 were $1.5 billion and $1.3 billion, respectively. Average impaired loans for the year ended December 31, 2008 amounted to approximately $0.6 billion. The Corporation recognized interest income on impaired loans of $21.8 million and $16.9 million for the years ended December 31, 2010 and December 31, 2009, respectively. For the year ended December 31, 2008, interest income recognized on impaired loans amounted to $8.8 million.
The following tables set forth the activity in the specific reserves for impaired loans for the years ended December 31, 2010 and 2009.
Table — Activity in Specific ALLL

	Commercial	Construction	Mortgage
(In thousands)	Loans	Loans	Loans	Total

Specific allowance for loan losses at January 1, 2010	$108,769	$162,907	$52,211	$323,887
Provision for impaired loans	194,338	264,305	146,707	605,350
Write-downs	34,979	35,135	106,376	176,490
Less: Net charge-offs	259,578	391,861	87,538	738,977

Specific allowance for loan losses at December 31, 2010	$8,550	$216	$5,004	$13,770

Table — Activity in Specific ALLL

(In thousands)	Commercial Loans	Construction Loans	Mortgage Loans	Total

Specific allowance for loan losses at January 1, 2009	$61,261	$119,566	$13,895	$194,722
Provision for impaired loans	156,981	345,002	64,055	566,038
Less: Net charge-offs	109,473	301,661	25,739	436,873

Specific allowance for loan losses at December 31, 2009	$108,769	$162,907	$52,211	$323,887

For the year ended December 31, 2010, total charge-offs for individually evaluated impaired loans amounted to approximately $739.0 million, of which $446.8 million pertained to the BPPR reportable segment and $292.1 million to the BPNA reportable segment. Most of these charge-offs were related to the commercial and construction portfolios. As compared to the year ended

December 31, 2009, the increase in charge-offs for construction loans considered impaired was mainly associated to particular borrowers in the BPPR reportable segment. As explained before, the impaired portions of collateral dependent loans were charged-off during the fourth quarter of 2010. These charge-offs represented $152.9 million and $56.5 million for BPPR and BPNA reportable segments, respectively. The specific reserves for these borrowers were established in prior quarters.
The extended recession in the Puerto Rican economy continues to have a negative impact on the Corporation’s credit metrics, particularly real estate related assets. Notwithstanding, the necessary actions have been taken to materially reduce the exposure to high-risk loan portfolios both in Puerto Rico and in the U.S. mainland operations. In the U.S., overall, the year 2010 signaled the reversal of the severe deterioration in credit quality that started in 2006. The U.S. operations have followed the general credit trends on the mainland demonstrating improvement.
Enterprise Risk and Operational Risk Management
The Financial and Operational Risk Management Division is responsible for overseeing the implementation of the Enterprise risk Management (ERM) framework, developing and overseeing the implementation of risk programs and reporting that facilitate a broad integrated view of risk. The division also leads the ongoing development of a strong risk management culture and the framework, policies and committees that support effective risk governance. For new products and initiatives, the ERM and the Compliance Divisions have put in place processes to ensure that an appropriate standard readiness assessment is performed before launching a new product or initiative.
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
To monitor and control operational risk and mitigate related losses, the Corporation maintains a system of comprehensive policies and controls. The Corporation’s Operational Risk Committee (“ORCO”), which is composed of senior level representatives from the business lines and corporate functions, provides executive oversight to facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Corporation. The Financial and Operational Risk Management Division, within the Corporation’s Risk Management Group, serves as ORCO’s operating arm and is responsible for establishing baseline processes to measure, monitor, limit and manage operational risk. In addition, the Auditing Division provides oversight about policy compliance and ensures adequate attention is paid to correct the identified issues.
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
Operational risk management plays a different role in each category. For business specific risks, the Financial and Operational Risk Management Division works with the segments to ensure consistency in policies, processes, and assessments. With respect to corporate-wide risks, such as information security, business continuity, legal and compliance, the risks are assessed and a consolidated corporate view is developed and communicated to the business level. Procedures exist that are designed to ensure that policies relating to conduct, ethics, and business practices are followed. We continually monitor the system of internal controls, data processing systems, and corporate-wide processes and procedures to manage operational risk at appropriate, cost-effective levels. An additional level of review is applied to current and potential regulation and its impact on business processes, to ensure that appropriate controls are put in place to address regulation requirements. Today’s threats to customer information and information systems are complex, more wide spread, continually emerging, and increasing at a rapid pace. Popular continues to invest in better tools and processes in all key security areas, and monitors these threats with increased rigor and focus.

Adoption of New Accounting Standards and Issued But Not Yet Effective Accounting Standards
FASB Accounting Standards Update 2009-16, Transfers and Servicing (Accounting Standards Codification (“ASC”) Topic 860) — Accounting for Transfers of Financial Assets (“ASU 2009-16”)
ASU 2009-16 amends previous guidance relating to transfers of financial assets and eliminates the concept of a qualifying special-purpose entity, removes the exception for guaranteed mortgage securitizations when a transferor has not surrendered control over the transferred financial assets, changes the requirements for derecognizing financial assets, and includes additional disclosures requiring more information about transfers of financial assets in which entities have continuing exposure to the risks related to the transferred financial assets. Among the most significant amendments and additions to this guidance are changes to the conditions for sales of financial assets which objective is to determine whether a transferor and its consolidated affiliates included in the financial statements have surrendered control over transferred financial assets or third-party beneficial interests, and the addition of the meaning of the term participating interest which represents a proportionate (pro rata) ownership interest in an entire financial asset. The requirements for sale accounting must be applied only to a financial asset in its entirety, a pool of financial assets in its entirety, or participating interests as defined in ASC paragraph 860-10-40-6A. This guidance was adopted and has been applied as of the beginning of the first annual reporting period that began on January 1, 2010, for interim periods within that first annual reporting period and will be applied for interim and annual reporting periods thereafter. The recognition and measurement provisions have been applied to transfers that have occurred on or after the effective date. On and after the effective date, existing qualifying special-purpose entities have been evaluated for consolidation in accordance with the applicable consolidation guidance in the Codification. The Corporation evaluated transfers of financial assets executed during the year ended December 31, 2010 pursuant to the new accounting guidance, principally consisting of guaranteed mortgage securitizations (Government National Mortgage Association (“GNMA”) and Federal National Mortgage Association (“FNMA”) mortgage-backed securities), and determined that the adoption of ASU 2009-16 did not have a significant impact on the Corporation’s accounting for such transactions or results of operations or financial condition for such period.
A securitization of a financial asset, a participating interest in a financial asset, or a pool of financial assets in which the Corporation (and its consolidated affiliates) (a) surrenders control over the transferred assets and (b) receives cash or other proceeds is accounted for as a sale. Control is considered to be surrendered only if all three of the following conditions are met: (1) the assets have been legally isolated; (2) the transferee has the ability to pledge or exchange the assets; and (3) the transferor no longer maintains effective control over the assets. When the Corporation transfers financial assets and the transfer fails any one of the above criteria, the Corporation is prevented from derecognizing the transferred financial assets and the transaction is accounted for as a secured borrowing.
The Corporation recognizes and initially measures at fair value a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in either of the following situations: (1) a transfer of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset that meets the requirements for sale accounting; or (2) an acquisition or assumption of a servicing obligation of financial assets that do not pertain to the Corporation or its consolidated subsidiaries. Upon adoption of ASU 2009-16, the Corporation does not recognize either a servicing asset or a servicing liability if it transfers or securitizes financial assets in a transaction that does not meet the requirements for sale accounting and is accounted for as a secured borrowing.
Refer to Note 11 to the consolidated financial statements for disclosures on transfers of financial assets and servicing assets retained as part of guaranteed mortgage securitizations.
FASB Accounting Standards Update 2009-17, Consolidations (ASC Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”) and FASB Accounting Standards Update 2010-10, Consolidation (ASC Topic 810): Amendments for Certain Investment Funds (“ASU 2010-10”)
ASU 2009-17 amends the guidance applicable to variable interest entities (“VIEs”) and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. This guidance replaces a quantitative-based risks and rewards calculation for determining which entity, if any, has both (a) a controlling financial interest in a VIE with an approach focused on identifying which entity has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. This guidance requires reconsideration of whether an entity is a VIE when any changes in facts or circumstances occur such that the holders of the equity investment at risk, as a group, lose the power to direct the activities of the entity that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether a variable interest holder is the primary beneficiary of a VIE. The amendments to the consolidated guidance affected all entities that were within the scope of the original guidance, as well as qualifying special-purpose entities

(“QSPEs”) that were previously excluded from the guidance. ASU 2009-17 requires a reporting entity to provide additional disclosures about its involvement with VIEs and any significant changes in risk exposure due to that involvement. The Corporation adopted this new authoritative accounting guidance effective January 1, 2010. The new accounting guidance on VIEs did not have an effect on the Corporation’s consolidated statement of condition or results of operations upon adoption.
The principal VIEs evaluated by the Corporation during the year ended December 31, 2010 included: (1) GNMA and FNMA guaranteed mortgage securitizations and for which management has concluded that the Corporation is not the primary beneficiary (refer to Note 35 to the consolidated financial statements) and (2) the trust preferred securities for which management believes that the Corporation does not possess a significant variable interest on the trusts (refer to Note 23 to the consolidated financial statements).
Additionally, the Corporation has variable interests in certain investments that have the attributes of investment companies, as well as limited partnership investments in venture capital companies. However, in January 2010, the FASB issued ASU 2010-10, Consolidation (ASC Topic 810), Amendments for Certain Investment Funds, which deferred the effective date of the provisions of ASU 2009-17 for a reporting entity’s interest in an entity that has all the attributes of an investment company; or for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. The deferral allows asset managers that have no obligation to fund potentially significant losses of an investment entity to continue to apply the previous accounting guidance to investment entities that have the attributes of entities subject to ASC Topic 946 (the “Investment Company Guide”). The FASB also decided to defer the application of ASU 2009-17 for money market funds subject to Rule 2a-7 of the Investment Company Act of 1940. Asset managers would continue to apply the applicable existing guidance to those entities that qualify for the deferral. ASU 2010-10 did not defer the disclosure requirements in ASU 2009-17.
Upon adoption of the new guidance, the Corporation has not been required to consolidate any previously unconsolidated VIEs for which it has a variable interest at December 31, 2010. Refer to Note 35 to the consolidated financial statements for required disclosures associated with the guaranteed mortgage securitizations in which the Corporation holds a variable interest.
FASB Accounting Standards Update 2010-11, Derivatives and Hedging (ASC Topic 815): Scope Exception Related to Embedded Credit Derivatives (“ASU 2010-11”)
ASU 2010-11 clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. The type of credit derivative that qualifies for the exemption is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may have needed to separately account for the embedded credit derivative feature. The amendments in ASU 2010-11 were effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010. The adoption of this guidance has not had a significant effect, if any, on its consolidated financial statements since the Corporation has not held any embedded credit derivatives since the effective date of this Update.
FASB Accounting Standards Update 2010-18, Receivables (ASC Topic 310): Effect of a Loan Modification When the Loan is Part of a Pool That is Accounted for as a Single Asset (“ASU 2010-18”)
The amendments in ASU 2010-18, issued in April 2010, affect any entity that acquires loans subject to ASC Subtopic 310-30, that accounts for some or all of those loans within pools, and that subsequently modifies one or more of those loans after acquisition. ASC Subtopic 310-30 provides guidance on accounting for acquired loans that have evidence of credit deterioration upon acquisition. As a result of the amendments in ASU 2010-18, modifications of loans that are accounted for within a pool under ASC Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amendments in ASU 2010-18 do not affect the accounting for loans under the scope of ASC Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under ASC Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within ASC Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors. The amendments in ASU 2010-18 were effective for modifications of loans accounted for within pools under ASC Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments were required to be applied prospectively. Upon initial adoption of the guidance in ASU 2010-18, an entity could have made a one-time election to terminate accounting for loans as a pool under ASC Subtopic 310-30. This election could have been applied on a pool-by-pool basis and did not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. Early application was permitted and the Corporation elected to early adopt the provisions of this statement, effective with the closing of the Westernbank FDIC-assisted transaction on April 30, 2010. As a result, the accounting for modified loans follows the guidelines of ASU 2010-18; however, the adoption of these provisions did not have a significant impact on the Corporation’s result of operations or financial position at December 31, 2010.
FASB Accounting Standards Update 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts
The amendments in this ASU, issued in December 2010, modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Corporation does not anticipate that this guidance will have an effect on its consolidated statements of condition or results of operations.
FASB Accounting Standards Update 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations
The FASB issued ASU 2010-29 in December 2010. The amendments in this ASU affect any public entity that enters into business combinations that are material on an individual or aggregate basis. The ASU specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. This guidance impacts disclosures only and will not have an effect on the Corporation’s consolidated statements of condition or results of operations.

Glossary of Selected Financial Terms
Accretion of Discount - Accounting process for adjusting the book value of a bond recorded at a discount to the par value at maturity.
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
Internal Capital Generation Rate - Rate at which a bank generates equity capital, computed by dividing net income (loss) less dividends by the average balance of stockholders’ equity for a given accounting period.

Letter of Credit - A document issued by the Corporation on behalf of a customer to a third party promising to pay that third party upon presentation of specified documents. A letter of credit effectively substitutes the Corporation’s credit for that of the Corporation’s customer.
Loan-to-value (LTV) - A commonly used credit quality metric that is reported in terms of ending and average loan-to-value. Ending LTV is calculated by taking the outstanding loan balance at the end of the period divided by the appraised value of the property securing the loan. A loan to value of 100 percent reflects a loan that is currently secured by a property valued at an amount that is exactly equal to the loan amount.
Mortgage Servicing Rights (MSR) - The right to service a mortgage loan when the underlying loan is sold or securitized. Servicing includes collections of principal, interest and escrow payments from borrowers and accounting for and remitting principal and interest payments to investors.
Net Charge-Offs - The amount of loans written-off as uncollectible, net of the recovery of loans previously written-off.
Net Income (Loss) Applicable to Common Stock - Net income (loss) adjusted for preferred stock dividends, including undeclared or unpaid dividends if cumulative, and charges or credits related to the extinguishment of preferred stock or induced conversions of preferred stock.
Net Income (Loss) Per Common Share — Basic - Net income (loss) applicable to common stock divided by the number of weighted-average common shares outstanding.
Net Income (Loss) Per Common Share — Diluted - Net income (loss) applicable to common stock divided by the sum of weighted-average common shares outstanding plus the effect of common stock equivalents that have the potential to be converted into common shares.
Net Interest Income - The difference between the revenue generated on earning assets, less the interest cost of funding those assets.
Net Interest Margin - Net interest income divided by total average interest-earning assets.
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
Tier 1 Common Equity - Tier 1 capital, less non-common elements.
Tier 1 Leverage Ratio - Tier 1 capital divided by average adjusted quarterly total assets. Average adjusted quarterly assets are adjusted to exclude non-qualifying intangible assets and disallowed deferred tax assets.

Tier 1 Capital - Consists generally of common stockholders’ equity (including the related surplus, retained earnings and capital reserves), qualifying noncumulative perpetual preferred stock, senior perpetual preferred stock issued under the TARP Capital Purchase Program, qualifying trust preferred securities and minority interest in the qualifying equity accounts of consolidated subsidiaries, less goodwill and other disallowed intangible assets, disallowed portion of deferred tax assets and the deduction for nonfinancial equity investments.
To be announced (TBA) - A term used to describe a forward mortgage-backed securities trade. The term TBA is derived from the fact that the actual mortgage-backed security that will be delivered to fulfill a TBA trade is not designated at the time the trade is made.
Total Risk-Adjusted Assets - The sum of assets and credit equivalent off-balance sheet amounts that have been adjusted according to assigned regulatory risk weights, excluding the non-qualifying portion of allowance for loan and lease losses, goodwill and other intangible assets.
Total Risk-Based Capital - Consists generally of Tier 1 capital plus the allowance for loan losses, qualifying subordinated debt and the allowed portion of the net unrealized gains on available-for-sale equity securities.
Treasury Stock - Common stock repurchased and held by the issuing corporation for possible future issuance.

Statistical Summary 2006-2010
Statements of Condition

	At December 31,
(In thousands)	2010	2009	2008	2007	2006

Assets
Cash and due from banks	$452,373	$677,330	$784,987	$818,825	$950,158

Money market investments:
Federal funds sold and securities purchased under agreements to resell	181,961	452,932	519,218	883,686	286,531
Time deposits with other banks	797,334	549,865	275,436	123,026	15,177

	979,295	1,002,797	794,654	1,006,712	301,708

Trading securities, at fair value	546,713	462,436	645,903	767,955	382,325
Investment securities available-for-sale, at fair value	5,236,852	6,694,714	7,924,487	8,515,135	9,850,862
Investment securities held-to-maturity, at amortized cost	122,354	212,962	294,747	484,466	91,340
Other investment securities, at lower of cost or realizable value	163,513	164,149	217,667	216,584	297,394
Loans held-for-sale, at lower of cost or fair value	893,938	90,796	536,058	1,889,546	719,922

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	20,834,276	23,827,263	25,857,237	28,203,566	32,325,364
Loans covered under loss sharing agreements with the FDIC	4,836,882	—	—	—	—
Less — Unearned income	106,241	114,150	124,364	182,110	308,347
Allowance for loan losses	793,225	1,261,204	882,807	548,832	522,232

	24,771,692	22,451,909	24,850,066	27,472,624	31,494,785

FDIC loss share indemnification asset	2,311,997	—	—	—	—
Premises and equipment, net	545,453	584,853	620,807	588,163	595,140
Other real estate not covered under loss sharing agreements with the FDIC	161,496	125,483	89,721	81,410	84,816
Other real estate covered under loss sharing agreements with the FDIC	57,565	—	—	—	—
Accrued income receivable	150,658	126,080	156,227	216,114	248,240
Mortgage servicing assets, at fair value	166,907	169,747	176,034	191,624	160,139
Other assets	1,456,073	1,324,917	1,119,869	1,462,015	1,451,751
Goodwill	647,387	604,349	605,792	630,761	667,853
Other intangible assets	58,696	43,803	53,163	69,503	107,554
Assets from discontinued operations	—	—	12,587	—	—

	$38,722,962	$34,736,325	$38,882,769	$44,411,437	$47,403,987

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,939,321	$4,495,301	$4,293,553	$4,510,789	$4,222,133
Interest bearing	21,822,879	21,429,593	23,256,652	23,823,689	20,216,198

	26,762,200	25,924,894	27,550,205	28,334,478	24,438,331
Federal funds purchased and assets sold under agreements to repurchase	2,412,550	2,632,790	3,551,608	5,437,265	5,762,445
Other short-term borrowings	364,222	7,326	4,934	1,501,979	4,034,125
Notes payable	4,170,183	2,648,632	3,386,763	4,621,352	8,737,246
Other liabilities	1,213,276	983,866	1,096,338	934,481	811,534
Liabilities from discontinued operations	—	—	24,557	—	—

	34,922,431	32,197,508	35,614,405	40,829,555	43,783,681

Stockholders’ equity
Preferred stock	50,160	50,160	1,483,525	186,875	186,875
Common stock	10,229	6,395	1,773,792	1,761,908	1,753,146
Surplus	4,094,005	2,804,238	621,879	568,184	526,856
(Accumulated deficit) retained earnings	(347,328)	(292,752)	(374,488)	1,319,467	1,594,144
Treasury stock — at cost	(574)	(15)	(207,515)	(207,740)	(206,987)
Accumulated other comprehensive loss, net of tax	(5,961)	(29,209)	(28,829)	(46,812)	(233,728)

	3,800,531	2,538,817	3,268,364	3,581,882	3,620,306

	$38,722,962	$34,736,325	$38,882,769	$44,411,437	$47,403,987

Statistical Summary 2006-2010
Statements of Operations

	For the years ended December 31,
(In thousands, except per common share information)	2010	2009	2008	2007	2006

Interest Income:
Loans	$1,676,734	$1,519,249	$1,868,462	$2,046,437	$1,888,320
Money market investments	5,384	8,570	17,982	25,190	29,626
Investment securities	238,210	291,988	343,568	441,608	508,579
Trading securities	27,918	35,190	44,111	39,000	28,714

Total interest income	1,948,246	1,854,997	2,274,123	2,552,235	2,455,239
Less — Interest expense	653,381	753,744	994,919	1,246,577	1,200,508

Net interest income	1,294,865	1,101,253	1,279,204	1,305,658	1,254,731
Provision for loan losses	1,011,880	1,405,807	991,384	341,219	187,556

Net interest income after provision for loan losses	282,985	(304,554)	287,820	964,439	1,067,175

Net gain on sale and valuation adjustment of investment securities	3,992	219,546	69,716	100,869	22,120
Trading account profit	16,404	39,740	43,645	37,197	36,258
Net (loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustment on loans held-for-sale	(56,139)	(35,060)	6,018	60,046	76,337
FDIC loss share expense	(25,751)	—	—	—	—
Fair value change in equity appreciation instrument	42,555	—	—	—	—
Gain on sale of processing and technology business	640,802	—	—	—	—
All other operating income	666,330	672,275	710,595	675,583	635,794

Total non-interest income	1,288,193	896,501	829,974	873,695	770,509

Operating Expenses:
Personnel costs	514,198	533,263	608,465	620,760	591,975
All other operating expenses	811,349	620,933	728,263	924,702	686,256

Total operating expenses	1,325,547	1,154,196	1,336,728	1,545,462	1,278,231

Income (loss) from continuing operations before income tax	245,631	(562,249)	(218,934)	292,672	559,453
Income tax expense (benefit)	108,230	(8,302)	461,534	90,164	139,694

Income (loss) from continuing operations	137,401	(553,947)	(680,468)	202,508	419,759
Loss from discontinued operations, net of tax	—	(19,972)	(563,435)	(267,001)	(62,083)

Net Income (loss)	$137,401	$(573,919)	$(1,243,903)	$(64,493)	$357,676

Net (Loss) Income Applicable to Common Stock	$(54,576)	$97,377	$(1,279,200)	$(76,406)	$345,763

Statistical Summary 2006-2010
Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*
(Dollars in thousands)	2010			2009
	Average		Average			Average
	Balance	Interest	Rate	Average Balance	Interest	Rate

Assets
Interest earning assets:
Money market investments	$1,539,046	$5,384	0.35%	$1,183,209	$8,573	0.72%

U.S. Treasury securities	80,740	1,527	1.89	70,308	3,452	4.91
Obligations of U.S. Government entities	1,473,227	54,748	3.72	1,977,460	103,303	5.22
Obligations of Puerto Rico, States and political subdivisions	228,291	11,171	4.89	342,479	22,048	6.44
Collateral mortgage obligations and mortgage-backed securities	4,340,545	160,632	3.70	4,757,407	200,616	4.22
Other	176,766	10,576	5.98	301,649	15,046	4.99

Total investment securities	6,299,569	238,654	3.79	7,449,303	344,465	4.62

Trading account securities	493,628	32,333	6.55	614,827	40,771	6.63

Non-covered Loans	22,456,846	1,377,871	6.14
Covered Loans	3,364,932	303,096	9.01

Total Loans (net of unearned income)	25,821,778	1,680,967	6.51	24,836,067	1,540,918	6.20

Total interest earning assets/Interest Income	34,154,021	$1,957,338	5.73%	34,083,406	$1,934,727	5.68%

Total non-interest earning assets	4,164,875			2,478,103

Total assets from continuing operations	38,318,896			36,561,509

Total assets from discontinued operations				7,861

Total assets	$38,318,896			$36,569,370

Liabilities and Stockholders’ Equity
Interest bearing assets:
Savings, NOW, money market and other interest bearing demand accounts	$10,951,331	$93,796	0.86%	$10,342,100	$107,355	1.04%
Time deposits	10,967,033	257,085	2.34	12,192,824	393,906	3.23
Short-term borrowings	2,400,653	60,278	2.51	2,887,727	69,357	2.40
Notes payable	2,293,878	183,701	8.01	2,945,169	183,126	6.22
Note issued to the FDIC	2,753,490	58,521	2.13

Total interest bearing liabilities/ Interest expense	29,366,385	653,381	2.22	28,367,820	753,744	2.66

Total non-interest bearing liabilities	5,693,344			5,338,848

Total liabilities from continuing operations	35,059,729			33,706,668

Total liabilities from discontinued operations				10,637

Total liabilities	35,059,729			33,717,305

Stockholders’ equity	3,259,167			2,852,065

Total liabilities and stockholders’ equity	$38,318,896			$36,569,370

Net interest income on a taxable equivalent basis		$1,303,957			$1,180,983

Cost of funding earning assets			1.91%			2.21%

Net interest margin			3.82%			3.47%

Effect of the taxable equivalent adjustment		9,092			79,730

Net interest income per books		$1,294,865			$1,101,253

*	Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis.

Note:	Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

2008			2007			2006

		Average	Average		Average			Average
Average Balance	Interest	Rate	Balance	Interest	Rate	Average Balance	Interest	Rate

$699,922	$18,790	2.68%	$513,704	$26,565	5.17%	$564,423	$31,382	5.56%

463,268	21,934	4.73	498,232	21,164	4.25	521,917	22,930	4.39
4,793,935	243,709	5.08	6,294,489	310,632	4.93	7,527,841	368,738	4.90
254,952	16,760	6.57	185,035	12,546	6.78	188,690	13,249	7.02
2,411,171	114,810	4.76	2,575,941	148,620	5.77	3,063,097	177,206	5.79
266,306	14,952	5.61	273,558	14,085	5.15	415,131	15,807	3.81

8,189,632	412,165	5.03	9,827,255	507,047	5.16	11,716,676	597,930	5.10

664,907	47,909	7.21	652,636	40,408	6.19	491,122	30,593	6.23

26,471,616	1,888,786	7.14	25,380,548	2,068,078	8.15	24,123,315	1,910,737	7.92

36,026,077	$2,367,650	6.57%	36,374,143	$2,642,098	7.26%	36,895,536	$2,570,642	6.97%

3,417,397			3,054,948			2,963,092

39,443,474			39,429,091			39,858,628

1,480,543			7,675,844			8,435,938

$40,924,017			$47,104,935			$48,294,566

$10,548,563	$177,729	1.68%	$10,126,956	$226,924	2.24%	$9,317,779	$157,431	1.69%
12,795,436	522,394	4.08	11,398,715	538,869	4.73	9,976,613	422,663	4.24
5,115,166	168,070	3.29	8,315,502	424,530	5.11	10,404,667	508,174	4.88
2,263,272	126,726	5.60	1,041,410	56,254	5.40	2,093,337	112,240	5.36

30,722,437	994,919	3.24	30,882,583	1,246,577	4.04	31,792,396	1,200,508	3.78

4,966,820			4,825,029			4,626,272

35,689,257			35,707,612			36,418,668

1,876,465			7,535,897			8,134,625

37,565,722			43,243,509			44,553,293

3,358,295			3,861,426			3,741,273

$40,924,017			$47,104,935			$48,294,566

	$1,372,731			$1,395,521			$1,370,134

		2.76%			3.43%			3.25%

		3.81%			3.83%			3.72%

	93,527			89,863			115,403

	$1,279,204			$1,305,658			$1,254,731

Statistical Summary 2009 - 2010
Quarterly Financial Data

	2010				2009
(In thousands, except per	Fourth	Third	Second	First	Fourth	Third	Second	First
common share information)	Quarter	Quarter[1]	Quarter[1]	Quarter	Quarter	Quarter	Quarter	Quarter

Summary of Operations
Interest income	$507,199	$521,435	$492,417	$427,195	$440,296	$454,463	$471,046	$489,192
Interest expense	152,624	164,657	177,822	158,278	170,978	178,074	187,986	216,706

Net interest income	354,575	356,778	314,595	268,917	269,318	276,389	283,060	272,486
Provision for loan losses	354,409	215,013	202,258	240,200	352,771	331,063	349,444	372,529
Net (loss) gain on sale and valuation adjustment of investment securities	(218)	3,732	397	81	(1,246)	(9,059)	53,705	176,146
Trading account profit (loss)	8,303	5,860	2,464	(223)	8,499	7,579	16,839	6,823
(Loss) gain on sale of loans, including adjustments to indemnity reserves and valuation adjustments on loans held-for-sale	(33,033)	(1,573)	(9,311)	(12,222)	934	(8,728)	(13,453)	(13,813)
FDIC loss share expense	(3,046)	(7,668)	(15,037)	—	—	—	—	—
Fair value change in equity appreciation instrument	7,520	10,641	24,394	—	—	—	—	—
Gain on sale of processing and technology business	—	640,802	—	—	—	—	—	—
Other non-interest income	126,080	174,100	195,920	170,230	167,700	170,252	168,748	165,575
Operating expenses	344,677	371,541	328,416	280,913	298,754	220,600	330,645	304,197

(Loss) income from continuing operations before income tax	(238,905)	596,118	(17,252)	(94,330)	(206,320)	(115,230)	(171,190)	(69,509)
Income tax (benefit) expense	(11,764)	102,032	27,237	(9,275)	6,907	6,331	5,393	(26,933)

(Loss) income from continuing operations	(227,141)	494,086	(44,489)	(85,055)	(213,227)	(121,561)	(176,583)	(42,576)
Loss from discontinued operations, net of tax	—	—	—	—	—	(3,427)	(6,599)	(9,946)

Net (loss) income	$(227,141)	$494,086	$(44,489)	$(85,055)	$(213,227)	$(124,988)	$(183,182)	$(52,522)

Net (loss) income applicable to common stock	$(227,451)	$494,086	$(236,156)	$(85,055)	$(213,227)	$(595,614)	$(207,810)	$(77,200)

Net (loss) income per common share — basic and diluted:
(Loss) income from continuing operations	$(0.22)	$0.48	$(0.28)	$(0.13)	$(0.33)	$1.41	$(0.71)	$(0.24)
Loss from discontinued operations	—	—	—	—	—	(0.01)	(0.03)	(0.03)

Net (loss) income	$(0.22)	$0.48	$(0.28)	$(0.13)	$(0.33)	$1.40	$(0.74)	$(0.27)

Selected Average Balances
(In millions)
Total assets	$39,337	$40,185	$39,758	$33,916	$35,025	$35,813	$37,048	$38,437
Loans	26,784	27,041	26,066	23,345	24,047	24,453	25,038	25,830
Interest earning assets	34,438	35,240	35,405	31,489	32,746	33,457	34,597	35,572
Deposits	27,144	27,111	26,783	25,541	26,234	26,681	26,976	27,436
Interest bearing liabilities	29,357	30,932	30,888	26,237	27,143	27,734	28,632	30,001

Selected Ratios
Return on assets	(2.29%)	4.88%	(0.45%)	(1.02%)	(2.42%)	(1.38%)	(1.98%)	(0.55%)
Return on equity	(23.51)	56.94	(6.17)	(14.56)	(34.12)	(26.24)	(53.48)	(19.13)

[1]	As recasted. Refer to the Westernbank FDIC-Assisted Transaction section of this MD&A for explanation on the recasting.

Note:	Because each reporting period stands on its own the sum of the net (loss) income per common share for the quarters is not equal to the net (loss) income per common share for the years ended December 31, 2010 and 2009. This was principally influenced by the issuance of over 383 million and 357 million new shares of common stock as part of the depository shares issuance and exchange offers that occurred during May 2010 and August 2009, respectively. Both events impacted significantly the weighted average common shares considered in the computation.

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
The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2010 based on the criteria referred to above.
The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, has audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2010, as stated in their report dated March 1, 2011 which appears herein.

Richard L. Carrión	Jorge A. Junquera
Chairman of the Board,	Senior Executive Vice President
President and Chief Executive Officer	and Chief Financial Officer

Report of Independent Registered
Public Accounting Firm
To the Board of Directors and
Stockholders of Popular, Inc.
In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report to Stockholders. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 2 to the consolidated financial statements, the Corporation changed the manner in which it accounts for the financial assets and liabilities at fair value in 2008.
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
PRICEWATERHOUSECOOPERS LLP
San Juan, Puerto Rico
March 1, 2011
CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires Dec. 1, 2013
Stamp 2493504 of the P.R.
Society of Certified Public
Accountants has been affixed
to the file copy of this report.

Consolidated Statements of Condition

	December 31,
(In thousands, except share information)	2010	2009

Assets
Cash and due from banks	$452,373	$677,330

Money market investments:
Federal funds sold	16,110	159,807
Securities purchased under agreements to resell	165,851	293,125
Time deposits with other banks	797,334	549,865

Total money market investments	979,295	1,002,797

Trading account securities, at fair value:
Pledged securities with creditors’ right to repledge	492,183	415,653
Other trading securities	54,530	46,783
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	2,031,123	2,330,441
Other investment securities available-for-sale	3,205,729	4,364,273
Investment securities held-to-maturity, at amortized cost (fair value 2010 - $120,873; 2009 - $213,146)	122,354	212,962
Other investment securities, at lower of cost or realizable value (realizable value 2010 - $165,233; 2009 - $165,497)	163,513	164,149
Loans held-for-sale, at lower of cost or fair value	893,938	90,796

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	20,834,276	23,827,263
Loans covered under loss sharing agreements with the FDIC	4,836,882	—
Less — Unearned income	106,241	114,150
Allowance for loan losses	793,225	1,261,204

Total loans held-in-portfolio, net	24,771,692	22,451,909

FDIC loss share indemnification asset	2,311,997	—
Premises and equipment, net	545,453	584,853
Other real estate not covered under loss sharing agreements with the FDIC	161,496	125,483
Other real estate covered under loss sharing agreements with the FDIC	57,565	—
Accrued income receivable	150,658	126,080
Mortgage servicing assets, at fair value	166,907	169,747
Other assets	1,456,073	1,324,917
Goodwill	647,387	604,349
Other intangible assets	58,696	43,803

Total assets	$38,722,962	$34,736,325

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$4,939,321	$4,495,301
Interest bearing	21,822,879	21,429,593

Total deposits	26,762,200	25,924,894

Federal funds purchased and assets sold under agreements to repurchase	2,412,550	2,632,790
Other short-term borrowings	364,222	7,326
Notes payable	4,170,183	2,648,632
Other liabilities	1,213,276	983,866

Total liabilities	34,922,431	32,197,508

Commitments and contingencies (See notes 30 and 34)

Stockholders’ equity:
Preferred stock, 30,000,000 shares authorized; 2,006,391 shares issued and outstanding in both periods presented (aggregate liquidation preference value of $50,160)	50,160	50,160
Common stock, $0.01 par value; 1,700,000,000 shares authorized (2009 — 700,000,000); 1,022,929,158 shares issued (2009 - 639,544,895) and 1,022,727,802 outstanding (2009 — 639,540,105)	10,229	6,395
Surplus	4,094,005	2,804,238
Accumulated deficit	(347,328)	(292,752)
Treasury stock — at cost, 201,356 shares (2009 — 4,790)	(574)	(15)
Accumulated other comprehensive loss, net of tax of ($55,616) (2009 — ($33,964))	(5,961)	(29,209)

Total stockholders’ equity	3,800,531	2,538,817

Total liabilities and stockholders’ equity	$38,722,962	$34,736,325

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations

	Year ended December 31,
(In thousands, except per share information)	2010	2009	2008

Interest income:
Loans	$1,676,734	$1,519,249	$1,868,462
Money market investments	5,384	8,570	17,982
Investment securities	238,210	291,988	343,568
Trading account securities	27,918	35,190	44,111

Total interest income	1,948,246	1,854,997	2,274,123

Interest expense:
Deposits	350,881	501,262	700,122
Short-term borrowings	60,278	69,357	168,070
Long-term debt	242,222	183,125	126,727

Total interest expense	653,381	753,744	994,919

Net interest income	1,294,865	1,101,253	1,279,204
Provision for loan losses	1,011,880	1,405,807	991,384

Net interest income after provision for loan losses	282,985	(304,554)	287,820

Service charges on deposit accounts	195,803	213,493	206,957
Other service fees	377,504	394,187	416,163
Net gain on sale and valuation adjustments of investment securities	3,992	219,546	69,716
Trading account profit	16,404	39,740	43,645
Net (loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(56,139)	(35,060)	6,018
FDIC loss share expense	(25,751)	—	—
Fair value change in equity appreciation instrument	42,555	—	—
Gain on sale of processing and technology business	640,802	—	—
Other operating income	93,023	64,595	87,475

Total non-interest income	1,288,193	896,501	829,974

Operating expenses:
Personnel costs:
Salaries	412,057	410,616	485,720
Pension and other benefits	102,141	122,647	122,745

Total personnel costs	514,198	533,263	608,465
Net occupancy expenses	116,203	111,035	120,456
Equipment expenses	85,851	101,530	111,478
Other taxes	50,608	52,605	52,799
Professional fees	166,105	111,287	121,145
Communications	38,905	46,264	51,386
Business promotion	46,671	38,872	62,731
Printing and supplies	9,302	11,093	14,450
Impairment losses on long-lived assets	—	1,545	13,491
FDIC deposit insurance	67,644	76,796	15,037
Loss (gain) on early extinguishment of debt	38,787	(78,300)	—
Other operating expenses	182,100	138,724	141,301
Goodwill and trademark impairment losses	—	—	12,480
Amortization of intangibles	9,173	9,482	11,509

Total operating expenses	1,325,547	1,154,196	1,336,728

Income (loss) from continuing operations before income tax	245,631	(562,249)	(218,934)
Income tax expense (benefit)	108,230	(8,302)	461,534

Income (loss) from continuing operations	137,401	(553,947)	(680,468)
Loss from discontinued operations, net of income tax	—	(19,972)	(563,435)

Net Income (Loss)	$137,401	$(573,919)	$(1,243,903)

Net (Loss) Income Applicable to Common Stock	$(54,576)	$97,377	$(1,279,200)

Net (Loss) Income per Common Share — Basic
Net (loss) income from continuing operations	$(0.06)	$0.29	$(2.55)
Net loss from discontinued operations	—	(0.05)	(2.00)

Net (loss) income per common share — basic	$(0.06)	$0.24	$(4.55)

Net Income per Common Share — Diluted
Net (loss) income from continuing operations	$(0.06)	$0.29	$(2.55)
Net loss from discontinued operations	—	(0.05)	(2.00)

Net (loss) income per common share — diluted	$(0.06)	$0.24	$(4.55)

Dividends Declared per Common Share	—	$0.02	$0.48

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

	Year ended December 31,
(In thousands)	2010	2009	2008

Cash flows from operating activities:
Net income (loss)	$137,401	$(573,919)	$(1,243,903)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	58,861	64,451	73,088
Provision for loan losses	1,011,880	1,405,807	1,010,375
Goodwill and trademark impairment losses	—	—	12,480
Impairment losses on long-lived assets	—	1,545	17,445
Amortization of intangibles	9,173	9,482	11,509
Fair value adjustments of mortgage servicing rights	22,859	32,960	52,174
Net (accretion of discounts) amortization of premiums and deferred fees	(254,879)	71,534	72,379
Net gain on sale and valuation adjustments of investment securities	(3,992)	(219,546)	(64,296)
Fair value change in equity appreciation instrument	(42,555)	—	—
FDIC loss share expense	25,751	—	—
FDIC deposit insurance expense	67,644	76,796	15,037
(Earnings) losses from changes in fair value related to instruments measured at fair value pursuant to the fair value option	—	(1,674)	198,880
Net gain on disposition of premises and equipment	(1,812)	(412)	(25,904)
Net loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	56,139	40,268	83,056
Cost (benefit) on early extinguishment of debt	1,171	(78,300)	—
Gain on sale of processing and technology business, net of transaction costs	(616,186)	—	—
Fair value adjustments of other assets held-for-sale	—	—	120,789
Earnings from investments under the equity method	(9,863)	(17,695)	(8,916)
Stock options expense	—	202	1,099
Net disbursements on loans held-for-sale	(735,095)	(1,129,554)	(2,302,189)
Acquisitions of loans held-for-sale	(307,629)	(354,472)	(431,789)
Proceeds from sale of loans held-for-sale	81,370	79,264	1,492,870
Net decrease in trading securities	721,398	1,542,470	1,754,100
Net decrease in accrued income receivable	11,315	30,601	59,459
Net (increase) decrease in other assets	(3,559)	(259,756)	71,036
Net decrease in interest payable	(29,562)	(47,695)	(58,406)
Deferred income taxes	(12,127)	(79,890)	379,726
Net (decrease) increase in pension and other postretirement benefit obligation	(11,060)	19,599	1,002
Net (decrease) increase in other liabilities	(13,484)	16,837	(33,583)

Total adjustments	25,758	1,202,822	2,501,421

Net cash provided by operating activities	163,159	628,903	1,257,518

Cash flows from investing activities:
Net decrease (increase) in money market investments	119,741	(208,143)	212,058
Purchases of investment securities:
Available-for-sale	(764,042)	(4,193,290)	(4,075,884)
Held-to-maturity	(97,188)	(59,562)	(5,086,169)
Other	(64,591)	(38,913)	(193,820)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	1,865,879	1,631,607	2,491,732
Held-to-maturity	188,129	141,566	5,277,873
Other	123,836	75,101	192,588
Proceeds from sale of investment securities available-for-sale	397,086	3,825,313	2,445,510
Proceeds from sale of other investment securities	—	52,294	49,489
Net repayments (disbursements) on loans	1,539,246	1,053,747	(1,093,437)
Proceeds from sale of loans	34,011	328,170	2,426,491
Acquisition of loan portfolios	(256,406)	(72,675)	(4,505)
Cash received from acquisitions	261,311	—	—
Net proceeds from sale of processing and technology business	642,322	—	—
Mortgage servicing rights purchased	(1,041)	(1,364)	(42,331)
Acquisition of premises and equipment	(66,855)	(69,640)	(146,140)
Proceeds from sale of premises and equipment	14,460	40,243	60,058
Proceeds from sale of foreclosed assets	141,236	149,947	166,683

Net cash provided by investing activities	4,077,134	2,654,401	2,680,196

Cash flows from financing activities:
Net decrease in deposits	(1,553,486)	(1,625,598)	(754,177)
Net decrease in federal funds purchased and assets sold under agreements to repurchase	(220,240)	(918,818)	(1,885,656)
Net increase (decrease) in other short-term borrowings	356,896	2,392	(1,497,045)
Payments of notes payable	(4,260,578)	(813,077)	(2,016,414)
Proceeds from issuance of notes payable	111,101	60,675	1,028,098
Net proceeds from issuance of depositary shares	1,101,773	—	—
Dividends paid	(310)	(71,438)	(188,644)
Proceeds from issuance of common stock	153	—	17,712
Proceeds from issuance of preferred stock and associated warrants	—	—	1,324,935

	Year ended December 31,
(In thousands)	2010	2009	2008

Issuance costs and fees paid on exchange of preferred stock and trust preferred securities	—	(25,080)	—
Treasury stock acquired	(559)	(17)	(361)

Net cash used in financing activities	(4,465,250)	(3,390,961)	(3,971,552)

Net decrease in cash and due from banks	(224,957)	(107,657)	(33,838)
Cash and due from banks at beginning of period	677,330	784,987	818,825

Cash and due from banks at end of period	$452,373	$677,330	$784,987

The accompanying notes are an integral part of these consolidated financial statements.

Note:	The Consolidated Statement of Cash Flows for the years ended December 31, 2009 and 2008 includes the cash flows from operating, investing and financing activities associated with discontinued operations.

Consolidated Statements of Changes in Stockholders’ Equity

									Accumulated
	Common stock,								other
	including treasury						Retained earnings		comprehensive
(In thousands)	stock		Preferred stock		Surplus		(Accumulated deficit)		loss	Total

Balance at December 31, 2007	$1,554,168		$186,875		$568,184		$1,319,467		$(46,812)	$3,581,882
Net loss							(1,243,903)			(1,243,903)
Issuance of stocks			1,335,000	[1]						1,335,000
Preferred stock discount			(38,833	) [2]						(38,833)
Warrants issued in connection with TARP					38,833	[2]				38,833
Issuance of common stock under
Dividend Reinvestment Plan	11,884				5,828					17,712
Accretion of discount			483	[3]			(483	) [3]
Issuance costs					(10,065	) [4]				(10,065)
Stock options expense on unexercised options, net of forfeitures					1,099					1,099
Cumulative effect of accounting change							(261,831)			(261,831)
Dividends declared:
Common stock							(134,924)			(134,924)
Preferred stock							(34,814)			(34,814)
Common stock reissuance	586									586
Common stock purchases	(361)									(361)
Other comprehensive income, net of tax									17,983	17,983
Transfer from accumulated deficit to surplus					18,000		(18,000)

Balance at December 31, 2008	$1,566,277		$1,483,525		$621,879		$(374,488)		$(28,829)	$3,268,364

Net loss							(573,919)			(573,919)
Exchange of preferred stock for trust preferred securities issued			(901,165)				485,280	[5]		(415,885)
Issuance of common stock in exchange of preferred stock	1,717		(536,715)		291,974		230,388	[5]		(12,636)
Issuance of common stock in connection with early extinguishment of debt	1,858				315,794					317,652
Accretion of discount			4,515	[3]			(4,515	) [3]
Issuance costs					556	[6]				556
Stock options expense on unexercised options, net of forfeitures					202					202
Change in par value	(1,689,389	) [7]			1,689,389	[7]
Dividends declared:
Common stock							(5,641)			(5,641)
Preferred stock							(39,857)			(39,857)
Common stock reissuance	378									378
Common stock purchases	(17)									(17)
Treasury stock retired	125,556				(125,556)
Other comprehensive loss, net of tax									(380)	(380)
Transfer from accumulated deficit to surplus					10,000		(10,000)

Balance at December 31, 2009	$6,380		$50,160		$2,804,238		$(292,752)		$(29,209)	$2,538,817

Net income							137,401			137,401
Issuance of stocks	1		1,150,000	[8]	152					1,150,153
Issuance of common stock upon conversion of preferred stock	3,833	[8]	(1,150,000	) [8]	1,337,834	[8]				191,667
Issuance costs					(48,227	) [9]				(48,227)
Tax effect from shared-based compensation					8					8
Dividends declared:
Preferred stock							(310)			(310)
Deemed dividend on preferred stock							(191,667)			(191,667)
Common stock purchases	(559)									(559)
Other comprehensive income, net of tax									23,248	23,248

Balance at December 31, 2010	$9,655		$50,160		$4,094,005		$(347,328)		$(5,961)	$3,800,531

[1]	Issuance of Preferred Stock-2008 Series B ($400,000) and issuance of Preferred Stock-2008 Series C ($935,000).

[2]	Value allocated to the TARP related warrants as part of the issuance of the 2008 Series C Preferred Stock.

[3]	Accretion of preferred stock discount — 2008 Series C Preferred Stock.

[4]	Issuance costs of 2008 Series B Preferred Stock.

[5]	Excess of carrying amount of preferred stock exchanged over fair value of new trust preferred securities and common stock issued.

[6]	Net of issuance costs of preferred stock exchanged and issuance costs related to exchange and issuance of new common stock.

[7]	Change in par value from $6.00 to $0.01 (not in thousands)

[8]	Issuance and subsequent conversion of depository shares representing interests in shares of contingent convertible non-cumulative preferred stock, Series D, into common stock.

[9]	Issuance costs related to issuance and conversion of depository shares (Preferred Stock — Series D).

Disclosure of changes in number of shares:	Year ended December 31,
	2010		2009		2008
Preferred Stock:
Balance at beginning of year	2,006,391		24,410,000		7,475,000
Issuance of stocks	1,150,000	[1]	—		16,935,000	[4]
Exchange of stocks	—		(22,403,609	) [2]	—
Conversion of stocks	(1,150,000	) [1]	—		—

Balance at end of year	2,006,391		2,006,391		24,410,000

Common Stock — Issued:
Balance at beginning of year	639,544,895		295,632,080		293,651,398
Issuance of stocks	50,930		357,510,076	[3]	—
Issuance of stock upon conversion of preferred stock	383,333,333	[1]	—		—
Stocks issued under the Dividend Reinvestment Plan	—		—		1,980,682
Treasury stock retired	—		(13,597,261)		—

Balance at end of year	1,022,929,158		639,544,895		295,632,080
Treasury stock	(201,356)		(4,790)		(13,627,367)

Common Stock — Outstanding	1,022,727,802		639,540,105		282,004,713

[1]	Issuance of 46,000,000 in depositary shares; converted into 383,333,333 common shares (full conversion of depositary shares, each representing a 1/40th interest in shares of contingent convertible perpetual non-cumulative preferred stock).

[2]	Exchange of 21,468,609 Preferred Stock Series A and B for common shares, and exchange of 935,000 Preferred Stock Series C for trust preferred securities.

[3]	Shares issued in exchange of Series A and B Preferred Stock and early extinguishment of debt (exchange of trust preferred securities for common stock).

[4]	Issuance of 2008 Series B Preferred Stock (16,000,000) and 2008 Series C Preferred Stock (935,000).
The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,
(In thousands)	2010	2009	2008

Net income (loss)	$137,401	$(573,919)	$(1,243,903)

Other comprehensive income (loss) before tax:
Foreign currency translation adjustment	(442)	(1,608)	(4,480)
Reclassification adjustment for losses included in net income (loss)	4,967	—	—
Adjustment of pension and postretirement benefit plans	(83,149)	132,423	(209,070)
Unrealized holding gains on securities available-for-sale arising during the period	83,967	27,223	237,837
Reclassification adjustment for gains included in net income (loss)	(3,483)	(173,107)	(14,955)
Unrealized net losses on cash flow hedges	(1,228)	(1,419)	(3,522)
Reclassification adjustment for losses included in net income (loss)	964	6,915	2,840

Other comprehensive income (loss) before tax:	1,596	(9,573)	8,650
Income tax benefit	21,652	9,193	9,333

Total other comprehensive income (loss), net of tax	23,248	(380)	17,983

Comprehensive income (loss), net of tax	$160,649	$(574,299)	$(1,255,920)

Tax effect allocated to each component of other comprehensive income (loss):

	Year Ended December 31,
(In thousands)	2010	2009	2008

Underfunding of pension and postretirement benefit plans	$32,289	$(51,075)	$79,533
Unrealized holding gains on securities available-for-sale arising during the period	(11,275)	(1,306)	(71,934)
Reclassification adjustment for gains included in net income (loss)	535	62,790	2,266
Unrealized net losses on cash flow hedges	479	553	579
Reclassification adjustment for losses included in net income (loss)	(376)	(1,769)	(1,111)

Income tax benefit	$21,652	$9,193	$9,333

Disclosure of accumulated other comprehensive loss:

	Year Ended December 31,
(In thousands)	2010	2009	2008

Foreign currency translation adjustment	$(36,151)	$(40,676)	$(39,068)

Underfunding of pension and postretirement benefit plans	(210,935)	(127,786)	(260,209)
Tax effect	80,855	48,566	99,641

Net of tax amount	(130,080)	(79,220)	(160,568)

Unrealized holding gains on securities available-for-sale	184,574	104,090	249,974
Tax effect	(24,874)	(14,134)	(75,618)

Net of tax amount	159,700	89,956	174,356

Unrealized gains (losses) on cash flow hedges	935	1,199	(4,297)
Tax effect	(365)	(468)	748

Net of tax amount	570	731	(3,549)

Accumulated other comprehensive loss	$(5,961)	$(29,209)	$(28,829)

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1 — Nature of Operations
Note 2 — Summary of Significant Accounting Policies
Note 3 — Business Combination
Note 4 — Sale of Processing and Technology Business
Note 5 — Discontinued Operations
Note 6 — Restrictions on Cash and Due from Banks and Highly Liquid Securities
Note 7 — Securities Purchased under Agreements to Resell
Note 8 — Investment Securities Available-For-Sale
Note 9 — Investment Securities Held-to-Maturity
Note 10 — Loans and Allowance for Loan Losses
Note 11 — Transfers of Financial Assets and Mortgage Servicing Rights
Note 12 — Premises and Equipment
Note 13 — Other Assets
Note 14 — Goodwill and Other Intangible Assets
Note 15 — Pledged Assets
Note 16 — Related Party Transactions
Note 17 — Deposits
Note 18 — Federal Funds Purchased and Assets Sold Under Agreements to Repurchase
Note 19 — Other Short-term Borrowings
Note 20 — Notes Payable
Note 21 — Unused Lines of Credit and Other Funding Sources
Note 22 — Exchange Offers
Note 23 — Trust Preferred Securities
Note 24 — Stockholders’ Equity
Note 25 — Regulatory Capital Requirements
Note 26 — Net (Loss) Income per Common Share
Note 27 — Other Service Fees
Note 28 — Employee Benefits
Note 29 — Stock-Based Compensation
Note 30 — Rental Expense and Commitments
Note 31 — Income Taxes
Note 32 — Derivative Instruments and Hedging Activities
Note 33 — Guarantees
Note 34 — Commitments and Contingencies
Note 35 — Non-consolidated Variable Interest Entities
Note 36 — Fair Value Measurement
Note 37 — Fair Value of Financial Instruments
Note 38 — Supplemental Disclosure on the Consolidated Statements of Cash Flows
Note 39 — Segment Reporting
Note 40 — Subsequent Events
Note 41 — Popular, Inc. (Holding company only) Financial Information
Note 42 — Condensed Consolidating Financial Information of Guarantor and Issuers of Registered Guaranteed Securities

Note 1 — Nature of Operations:
The Corporation is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States, the Caribbean and Latin America. In Puerto Rico, the Corporation provides retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as auto and equipment leasing and financing, mortgage loans, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA. Note 39 to the consolidated financial statements presents information about the Corporation’s business segments.
Two major transactions impacted the Corporation’s operations during 2010. On April 30, 2010, BPPR entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (the “FDIC”) to acquire certain assets and assume certain deposits and liabilities of Westernbank Puerto Rico (“Westernbank”), a Puerto Rico state-chartered bank headquartered in Mayaguez, Puerto Rico (the “Westernbank FDIC-assisted transaction”). Westernbank was a wholly-owned commercial bank subsidiary of W Holding Company, Inc. and operated in Puerto Rico. Refer to Note 3 to the consolidated financial statements for detailed information on this business combination.
On September 30, 2010, the Corporation completed the sale of a 51% interest in EVERTEC, including the Corporation’s merchant acquiring and processing and technology businesses (the “EVERTEC transaction”), and continues to hold the remaining 49% ownership interest in the business. Refer to Note 4 to the consolidated financial statements for a description of the EVERTEC transaction. EVERTEC provides transaction processing services throughout the Caribbean and Latin America, and continues to service many of Popular’s subsidiaries’ system infrastructures and transactional processing businesses. EVERTEC owns the ATH network connecting the automated teller machines (“ATMs”) of various financial institutions throughout Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands.
Note 2 — Summary of Significant Accounting Policies:
The accounting and financial reporting policies of Popular, Inc. and its subsidiaries (the “Corporation”) conform with accounting principles generally accepted in the United States of America and with prevailing practices within the financial services industry.
The following is a description of the most significant of these policies:
Principles of consolidation
The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. In accordance with the consolidation guidance for variable interest entities, the Corporation would also consolidate any variable interest entities (“VIEs”) for which it has a controlling financial interest and therefore is the primary beneficiary. Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the consolidated statements of condition.
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
Business combinations
Business combinations are accounted for under the acquisition method. Under this method, assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date are measured at their fair values as of the acquisition date. The acquisition date is the date the acquirer obtains control. Also, assets or liabilities arising from noncontractual contingencies are measured at their acquisition date at fair value only if it is more likely than not that they meet the definition of an asset or liability. Adjustments subsequently made to the provisional amounts recorded on the acquisition date as a result of new information obtained about facts and circumstances that existed as of the acquisition date but were known to the Corporation after acquisition will be made retroactively during a measurement period not to exceed one year. Furthermore, acquisition-related restructuring costs that do not meet certain criteria of exit or disposal activities are expensed as incurred. Transaction costs are expensed as incurred. Changes in income tax valuation allowances for acquired deferred tax assets are recognized in earnings subsequent to the measurement period as an adjustment to income tax expense. Refer to Note 3 to the consolidated financial statements for information on the Westernbank FDIC-assisted transaction, which was accounted for as a business combination.
Deconsolidation of a Subsidiary
The Corporation accounts for the deconsolidation of a subsidiary when it ceases to have a controlling financial interest in the subsidiary. Accordingly, it recognizes a gain or loss in results of operations measured as the difference between the sum of the fair value of the consideration received, the fair value of any retained non-controlling investment in the former subsidiary and the carrying amount of any non-controlling interest in the former subsidiary, as compared with the carrying amount of the former subsidiary’s assets and liabilities. Refer to Note 4 to the consolidated financial statements for information on the Corporation’s sale of a majority interest in EVERTEC and the impact of deconsolidating this former wholly-owned subsidiary.
Discontinued operations
Components of the Corporation that have been or will be disposed of by sale, where the Corporation does not have a significant continuing involvement in the operations after the disposal, are accounted for as discontinued operations.
The financial results of Popular Financial Holdings (“PFH”) are reported as discontinued operations in the consolidated statements of operations for the years ended December 31, 2009 and 2008. Prior to the discontinuance of the business, PFH was considered a reportable segment. Refer to Note 5 to the consolidated financial statements for additional information on PFH’s discontinued operations.
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
Reclassifications
Certain reclassifications have been made to the 2009 and 2008 consolidated financial statements to conform with the 2010 presentation.
Servicing rights related to commercial loans (Small Business Administration), which are accounted for under the amortization method, have been reclassified to other assets in all periods presented, while mortgage servicing rights, which are accounted for at fair value, are presented separately in the consolidated statements of condition. Such reclassification did not have an effect on previously reported cash flows, shareholders’ equity or net income.
Fair Value Measurements
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

Covered Assets
Assets subject to loss sharing agreements with the FDIC are labeled “covered” on the consolidated statement of condition and include certain loans and other real estate properties. Loans acquired in the Westernbank FDIC-assisted transaction, except for credit cards, are considered “covered loans” because the Corporation will be reimbursed for 80% of any future losses on these loans subject to the terms of the FDIC loss sharing agreements.
Investment securities
Investment securities are classified in four categories and accounted for as follows:
•	Debt securities that the Corporation has the intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred. An investment in debt securities is considered impaired if the fair value of the investment is less than its amortized cost. For other-than-temporary impairments the Corporation assess if it has both the intent and the ability to hold the security for a period of time sufficient to allow for an anticipated recovery in its fair value to its amortized cost. For other-than-temporary impairment not related to a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) for a held-to-maturity security is recognized in other comprehensive loss and amortized over the remaining life of the debt security. The amortized cost basis for a debt security is adjusted by the credit loss amount of other-than-temporary impairments.

•	Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in non-interest income.

•	Debt and equity securities (equity securities with readily available fair value) not classified as either securities held-to-maturity or trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income or loss. The specific identification method is used to determine realized gains and losses on securities available-for-sale, which are included in net gains or losses on sale and valuation adjustment of investment securities in the consolidated statements of operations. Declines in the value of debt and equity securities that are considered other-than-temporary reduce the value of the asset, and the estimated loss is recorded in non-interest income. For debt securities, the Corporation assesses whether (a) it has the intent to sell the debt security, or (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment on the security is recognized. In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more likely than not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), the impairment is separated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in the statement of operations. The amount of the total impairment related to all other factors is recognized in other comprehensive loss. The other-than-temporary impairment analysis for both debt and equity securities are performed on a quarterly basis.

•	Investments in equity or other securities that do not have readily available fair values are classified as other investment securities in the consolidated statements of condition, and are subject to impairment testing if applicable. These securities are stated at the lower of cost or realizable value. The source of this value varies according to the nature of the investment, and is primarily obtained by the Corporation from valuation analyses prepared by third-parties or from information derived from financial statements available for the corresponding venture capital and mutual funds. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (“FHLB”) stock, is included in this category, and their realizable value equals their cost.
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
Loans held-for-sale are stated at the lower of cost or fair value, cost being determined based on the outstanding loan balance less unearned income, and fair value determined, generally in the aggregate. Fair value is measured based on current market prices for similar loans, outstanding investor commitments, bids received from potential purchasers, prices of recent sales or discounted cash flow analyses which utilize inputs and assumptions which are believed to be consistent with market participants’ views. The cost basis also includes consideration of deferred origination fees and costs, which are recognized in earnings at the time of sale. Upon reclassification to held-for-sale, credit related fair value adjustments are recorded as a reduction in the allowance for loan losses (ALLL). To the extent that the loan’s reduction in value has not already been provided for in the allowance for loan losses, an additional loan loss provision is recorded. Subsequent to reclassification to held-for-sale, the amount, by which cost exceeds fair value, if any, is accounted for as a valuation allowance with changes therein included in the determination of net income (loss) for the period in which the change occurs.
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
The past due status of a loan is determined in accordance with its contractual repayment terms. Grace periods allowed by the Corporation after a loan technically has become past due, but before the imposition of late charges, are not to be taken into account in determining past due status. Furthermore, loans are reported as past due when either interest or principal remains unpaid for 30 days or more in accordance with its contractual repayment terms.
Non-accrual loans are those loans on which the accrual of interest is discontinued. When a loan is placed on non-accrual status, any interest previously recognized and not collected is generally reversed from current earnings.
Recognition of interest income on commercial and construction loans is discontinued when the loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. The impaired portions of secured loans past due as to principal and interest is charged-off not later than 365 days past due. However, in the case of collateral dependent loans individually evaluated for impairment, the excess of the recorded investment over the fair value of the collateral (portion deemed as uncollectible) is generally promptly charged-off, but in any event not later than the quarter following the quarter in which such excess was first recognized. During the fourth quarter of 2010, the Corporation charged-off $210 million of impaired commercial and construction loans as a result of charging-off collateral dependent loans more promptly consistent with regulatory guidelines in the current economic environment. Recognition of interest income on mortgage loans is discontinued when 90 days or more in arrears on payments of principal or interest. The impaired portions on mortgage loans are charged-off at 180 days past due. Recognition of interest income on closed-end consumer loans and home equity lines of credit is discontinued when the loans are 90 days or more in arrears. Income is generally recognized on open-end consumer loans, except for home equity lines of credit, until the loans are charged-off. Recognition of interest income for lease financing is ceased when loans are 90 days or more in arrears. Closed-end consumer loans and leases are charged-off when they are 120 days in arrears. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears. Loans classified as troubled debt restructurings (“TDR”) are reported in non-accrual status if the loan was in non-accruing status at the time of the modification. The TDR loan continues in non-accrual status until the borrower has demonstrated a willingness and ability to make the restructured loan payments (at least six months of sustained performance after classified as a TDR).
Certain loans which would be treated as non-accrual loans pursuant to the foregoing policy are treated as accruing loans if they are considered well-secured and in the process of collection.
Once a loan is placed on non-accrual status, the interest previously accrued and uncollected is charged against current earnings and thereafter income is recorded only to the extent of any interest collected. Loans designated as non-accruing are returned to an accrual status when the Corporation expects repayment of the remaining contractual principal and interest.
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
Loans acquired in an FDIC-assisted transaction
Loans acquired in a business acquisition are recorded at their fair value at the acquisition date. Credit discounts are included in the determination of fair value; therefore, an allowance for loan losses is not recorded at the acquisition date.
The Corporation applied the guidance of ASC Subtopic 310-30 to all loans acquired in Westernbank FDIC-assisted transaction (including loans that do not meet scope of ASC Subtopic 310-30), except for credit cards and revolving lines of credit that were expressly scoped out from the application of this guidance since they continued to have revolving privileges after acquisition. Management used its judgment in evaluating factors impacting expected cash flows and probable loss assumptions, including the quality of the loan portfolio, portfolio concentrations, distressed economic conditions, quality of underwriting standards of the acquired institution, reductions in collateral real estate values, among other considerations that could also impact the expected cash inflows on the loans.

Loans accounted for under ASC Subtopic 310-30 represent loans showing evidence of credit deterioration and that it is probable, at the date of acquisition, that the Corporation will not collect all contractually required principal and interest payments. Generally, acquired loans that meet the definition for nonaccrual status fall within the Corporation’s definition of impaired loans under ASC Subtopic 310-30. Also, based on the fair value determined for the acquired portfolio, acquired loans that did not meet the definition of nonaccrual status also resulted in the recognition of a significant discount attributable to credit quality. Accordingly, an election was made by the Corporation to apply the accretable yield method (expected cash flow model of ASC Subtopic 310-30), as a loan with credit deterioration and impairment, instead of the standard loan discount accretion guidance of ASC Subtopic 310-20, for the loans acquired in the Westernbank FDIC-assisted transaction. These loans are disclosed as a loan that was acquired with credit deterioration and impairment.
Under ASC Subtopic 310-30, the covered loans acquired from the FDIC were aggregated into pools based on loans that had common risk characteristics. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Characteristics considered in pooling loans in the FDIC-assisted transaction included loan type, interest rate type, accruing status, amortization type, rate index and source type. Once the pools are defined, the Corporation maintains the integrity of the pool of multiple loans accounted for as a single asset.
Under ASC Subtopic 310-30, the difference between the undiscounted cash flows expected at acquisition and the fair value in the loans, or the “accretable yield,” is recognized as interest income using the effective yield method over the estimated life of the loan if the timing and amount of the future cash flows of the pool is reasonably estimable. The non-accretable difference represents the difference between contractually required principal and interest and the cash flows expected to be collected. Subsequent to the acquisition date, increases in cash flows over those expected at the acquisition date are recognized as interest income prospectively. Decreases in expected cash flows after the acquisition date are recognized by recording an allowance for loan losses.
Acquired loans accounted for under ASC Subtopic 310-30 are not considered non-performing and continue to have an accretable yield as long as there is a reasonable expectation about the timing and amount of cash flows expected to be collected. Also, loans charged-off against the non-accretable difference established in purchase accounting are not reported as charge-offs. Charge-offs on loans accounted under ASC Subtopic 310-30 are recorded only to the extent that losses exceed the non-accretable difference established with purchase accounting.
The fair value discount of lines of credit with revolving privileges that are accounted for pursuant to the guidance of ASC Subtopic 310-20 represents the difference between the contractually required loan payment receivable in excess of the initial investment in the loan. Any cash flows collected in excess of the carrying amount of the loan are recognized in earnings at the time of collection. The carrying amount of lines of credit with revolving privileges, which are accounted pursuant to the guidance of ASC Subtopic 310-20, are subject to periodic review to determine the need for recognizing an allowance for loan losses.
Acquired loans accounted for under ASC Subtopic 310-20 are placed on non-accrual status when past due in accordance with the Corporation’s non-accruing policy and any accretion of discount is discontinued.
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
The accounting guidance provides for the recognition of an allowance for loan losses for groups of homogeneous loans. During 2009, the Corporation enhanced the reserve assessment of homogeneous loans by establishing a more granular segmentation of loans with similar risk characteristics, reducing the historical base loss periods employed, and strengthening the analysis pertaining to the environmental factors considered. The revised segmentation considers portfolio segments and product types, which are further segregated based on their secured or unsecured status. The change in the methodology was implemented as of June 30, 2009. The impact in the Corporation’s allowance and provision for loan losses as a result of each of the changes described above was a decrease of approximately $3.5 million.
The Corporation’s determination for general reserves of the allowance for loan losses includes the following principal factors:
•	Historical net loss rates (including losses from impaired loans) by loan type and by legal entity adjusted for recent net charge-off trends and environmental factors. The base net loss rates are based on the moving average of annualized net charge-offs computed over a 3-year historical loss window for commercial and construction loan portfolios, and an 18-month period for consumer loan portfolios.

•	Net charge-off trend factors are applied to adjust the base loss rates based on recent loss trends. In other words, the Corporation applies a trend factor when base losses are below more recent loss trends (last 6 months). The trend factor accounts for inherent imprecision and the “lagging perspective” in base loss rates. In addition, caps and floors for the trend factor mitigate excessive volatility in the adjustment.

•	Environmental factors, which include credit and macroeconomic indicators such as employment, price index and construction permits, were adopted to account for current market conditions that are likely to cause estimated credit losses to differ from historical loss experience. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each group. Environmental factors provide updated perspective on credit and economic conditions. Correlation and regression analyses are used to select and weight these indicators. For non-conventional mortgage loans, the allowance for loan losses is established to cover at least one year of projected losses which are inherent in these portfolios.
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
Troubled debt restructurings (“TDR”)
TDRs represent loans where concessions have been granted to borrowers experiencing financial difficulties that the creditor would not otherwise consider. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. These concessions stem from an agreement between the creditor and the debtor or are imposed by law or a court. Classification of loan modifications as TDRs involves a degree of judgment. Indicators that the debtor is experiencing financial difficulties include, for example: (i) the debtor is currently in default on any of its debt; (ii) the debtor has declared or is in the process of declaring bankruptcy; (iii) there is significant doubt as to whether the debtor will continue to be a going concern; (iv) currently, the debtor has securities that have been delisted, are in the process of being delisted, or are under threat of being delisted from an exchange; (v) based on estimates and projections that only encompass the current business capabilities, the debtor forecasts that its entity-specific cash flows will be insufficient to service the debt (both interest and principal) in accordance with the contractual terms of the existing agreement through maturity; and absent the current modification, the debtor cannot obtain funds from sources other than the existing creditors at an effective interest rate equal to the current market interest rate for similar debt for a non-troubled debtor. The identification of TDRs is critical in the determination of the adequacy of the allowance for loan losses. Loans classified as TDRs are reported in non-accrual status if the loan was in non-accruing status at the time of the modification. The TDR loan should continue in non-accrual status until the borrower has demonstrated a willingness and ability to make the restructured loan payments (at least six months of sustained performance after classified as TDR). Loans classified as TDRs are excluded from TDR status if performance under the restructured terms exists for a reasonable period (at least twelve months of sustained performance) and the loan yields a market rate.
Reserve for Unfunded Commitments
The reserve for unfunded commitments is maintained at a level believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities and is included in other liabilities in the consolidated statements of condition. The determination of the adequacy of the reserve is based upon an evaluation of the unfunded credit facilities. Net adjustments to the reserve for unfunded commitments are included in other operating expenses in the consolidated statements of operations.
FDIC Loss Share Indemnification Asset
The acquisition date fair value of the reimbursement that the Corporation expects to receive from the FDIC under the loss sharing agreements is presented as an FDIC loss share indemnification asset on the consolidated statements of condition. Fair value was estimated using projected cash flows related to the loss sharing agreements. Refer to Note 3 for additional information on the valuation methodology.

The FDIC loss share indemnification asset for loss share agreements is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. The accounting for the indemnification asset is reciprocal to the accounting for the indemnified asset.
The impact of the FDIC loss share indemnification on the Corporation’s results of operations is included in non-interest income, particularly in the category of “FDIC loss share income (expense)”, and considers, among certain criteria, the accretion due to discounting and changes in expected loss sharing reimbursements.
The indemnification asset is recognized on the same basis as the assets subject to loss share protection. As such, for covered loans accounted pursuant to ASC Subtopic 310-30, decreases in expected reimbursements are recognized in income prospectively consistent with the approach taken to recognize increases in cash flows on covered loans. For covered loans accounted for under ASC Subtopic 310-20, as the loan discount recorded as of the acquisition date is accreted into income, a reduction of the related indemnification asset is recorded as a reduction in non-interest income.
Increases in expected reimbursements will be recognized in income in the same period that the allowance for credit losses for the related loans is recognized.
Equity Appreciation Instrument
The equity appreciation instrument is recorded as an “other liability” in the consolidated statement of condition and any subsequent change in its estimated fair value is recognized in earnings on each reporting date. Refer to Note 3 to the consolidated financial statements for additional information on the equity appreciation instrument issued to the FDIC.
Transfers and servicing of financial assets and extinguishment of liabilities
The transfer of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset in which the Corporation surrenders control over the assets is accounted for as a sale if all of the following conditions set forth in ASC Topic 860 are met: (1) the assets must be isolated from creditors of the transferor, (2) the transferee must obtain the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the transferor cannot maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. When the Corporation transfers financial assets and the transfer fails any one of these criteria, the Corporation is prevented from derecognizing the transferred financial assets and the transaction is accounted for as a secured borrowing. For federal and Puerto Rico income tax purposes, the Corporation treats the transfers of loans which do not qualify as “true sales” under the applicable accounting guidance, as sales, recognizing a deferred tax asset or liability on the transaction.
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
Servicing assets
The Corporation periodically sells or securitizes loans while retaining the obligation to perform the servicing of such loans. In addition, the Corporation may purchase or assume the right to service loans originated by others. Whenever the Corporation undertakes an obligation to service a loan, management assesses whether a servicing asset or liability should be recognized. A servicing asset is recognized whenever the compensation for servicing is expected to more than adequately compensate the servicer for performing the servicing. Likewise, a servicing liability would be recognized in the event that servicing fees to be received are not expected to adequately compensate the Corporation for its expected cost. Mortgage servicing assets recorded at fair value are separately presented on the consolidated statement of condition.
All separately recognized servicing assets are initially recognized at fair value. For subsequent measurement of servicing rights, the Corporation has elected the fair value method for mortgage loans servicing rights (“MSRs”) while all other servicing assets, particularly those related to Small Business Administration (“SBA”) commercial loans, follow the amortization method. Under the fair value measurement method, MSRs are recorded at fair value each reporting period, and changes in fair value are reported in other service fees in the consolidated statement of operations. Under the amortization method, servicing assets are amortized in proportion to, and over the period of, estimated servicing income, and assessed for impairment based on fair value at each reporting period. Contractual servicing fees including ancillary income and late fees, as well as fair value adjustments, and impairment losses, if any, are reported in other service fees in the consolidated statement of operations. Loan servicing fees, which are based on a percentage of the principal balances of the loans serviced, are credited to income as loan payments are collected.
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
The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. Interest cost capitalized for the years ended December 31, 2010, 2009 and 2008 was not significant.
The Corporation has operating lease arrangements primarily associated with the rental of premises to support its branch network or for general office space. Certain of these arrangements are non-cancelable and provide for rent escalations and renewal options. Rent expense on non-cancelable operating leases with scheduled rent increases are recognized on a straight-line basis over the lease term.
Impairment of long-lived assets
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
Other real estate
Other real estate, received in satisfaction of debt, is recorded at the lower of cost (carrying value of the loan) or the appraised value less estimated costs of disposal of the real estate acquired, which approximates fair value, by charging the allowance for loan losses. Subsequent to foreclosure, any losses in the carrying value arising from periodic reevaluations of the properties, and any gains or losses on the sale of these properties are credited or charged to expense in the period incurred and are included as a component of other operating expenses. The cost of maintaining and operating such properties is expensed as incurred.
It is the Corporation’s policy to require updated appraisals for commercial and construction other real estate properties over $3 million at least annually. Cases between $1 million to $3 million need to be reappraised at least every 24 months.
For loans secured by residential real estate properties (mortgage loans) and following the requirements of the Uniform Retail Credit Classification and Account Management Policy of the Board of Governors of the Federal Reserve System, a current assessment of value is made not later than 180 days past the contractual due date. Any outstanding loan balance in excess of the estimated value of the property, less cost to sell, is charged-off. For this purpose and for residential real estate properties, the Corporation requests independent broker price opinions of value of the subject collateral property periodically depending on the delinquency status of the loans.
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
Guarantees, including indirect guarantees of indebtedness of others
The Corporation, as a guarantor, recognizes at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Refer to Note 33 to the consolidated financial statements for further disclosures on guarantees.
Accounting considerations related to the cumulative preferred stock and warrant to purchase shares of common stock
The value of the warrant to purchase shares of common stock was determined by allocating the proceeds received by the Corporation based on the relative fair values of the instruments issued (preferred stock and warrant). The transaction was recorded when it was consummated and proceeds were received. Refer to Note 24 to the consolidated financial statements for information on the warrant issued in 2008.
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
Accounting considerations related to the issuance and conversion of depositary shares contingently convertible perpetual non-cumulative preferred stock
The contingently convertible perpetual cumulative shares of preferred stock contained a beneficial conversion feature that must be settled in shares of Corporation’s common stock. According to ASC 470-20-25-5, an embedded beneficial conversion feature present in a convertible instrument shall be recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. A contingent beneficial conversion feature was measured using the commitment date stock price. The allocation of the intrinsic value to additional paid-in capital gave rise to a preferred stock discount which should be amortized as a deemed dividend on the preferred stocks through retained earnings. Once the contingency is resolved the entire preferred stock discount is amortized through retained earnings. However, since at the time the preferred stocks are recognized the contingency is already resolved, the entire intrinsic value was allocated to retained earnings and the recognition of the preferred stock discount was not necessary.
The intrinsic value was calculated at the commitment date as the difference between the conversion price and the fair value of the common stock multiplied by the number of shares into which the security was convertible as indicated in ASC 470-20-30-6.
The excess of the fair value of securities issued over the fair value of securities issuable under the original contractual conversion terms, which would be an excess consideration, represents a return to preferred stock shareholders. The excess consideration is deducted, in the computation of basic and dilutive earnings per share, from net income in arriving at net income applicable to common shareholders.
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
Foreign exchange
Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange at the end of the period. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in accumulated other comprehensive income (loss), except for highly inflationary environments in which the effects are included in other operating expenses.
The Corporation holds interests in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency. Popular, Inc. also operates in Venezuela through its wholly-owned subsidiary Tarjetas y Transacciones en Red Tranred, C.A. (formerly EVERTEC DE VENEZUELA, C.A.) (Red Tranred).
On January 7, 2010, Venezuela’s National Consumer Price Index (“NCPI”) for December 2009 was released. The cumulative three-year inflation rates for both of Venezuela’s inflation indices were over 100 percent. The Corporation began considering Venezuela’s economy as highly inflationary as of January 1, 2010, and the financial statements of Red Tranred were remeasured as if the functional currency was the reporting currency as of such date. ASC Paragraph 830-10-45-11 defines a highly inflationary economy as one with a cumulative inflation rate of approximately 100 percent or more over a three-year period. Under ASC Topic 830, if a country’s economy is classified as highly inflationary, the functional currency of the foreign entity operating in that country must be remeasured to the functional currency of the reporting entity. The unfavorable impact of remeasuring the financial statements of Red Tranred at December 31, 2010, was approximately $1.9 million. Total assets for Red Tranred remeasured approximated $8.9 million at December 31, 2010.
Refer to the disclosure of accumulated other comprehensive income (loss) included in the accompanying consolidated statements of comprehensive income (loss) for the outstanding balances of unfavorable foreign currency translation adjustments at December 31, 2010, 2009 and 2008.

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
The guidance for income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not (defined as a likelihood of more than 50 percent) that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically by the Corporation based on the more likely than not realization threshold criterion. In the assessment for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, the future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years and tax-planning strategies. In making such assessments, significant weight is given to evidence that can be objectively verified.
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
Adoption of New Accounting Standards and Issued But Not Yet Effective Accounting Standards
FASB Accounting Standards Update 2009-16, Transfers and Servicing (Accounting Standards Codification (“ASC”) Topic 860) — Accounting for Transfers of Financial Assets (“ASU 2009-16”)
ASU 2009-16 amends previous guidance relating to transfers of financial assets and eliminates the concept of a qualifying special-purpose entity, removes the exception for guaranteed mortgage securitizations when a transferor has not surrendered control over the transferred financial assets, changes the requirements for derecognizing financial assets, and includes additional disclosures requiring more information about transfers of financial assets in which entities have continuing exposure to the risks related to the transferred financial assets. Among the most significant amendments and additions to this guidance are changes to the conditions for sales of financial assets which objective is to determine whether a transferor and its consolidated affiliates included in the financial statements have surrendered control over transferred financial assets or third-party beneficial interests, and the addition of the meaning of the term participating interest which represents a proportionate (pro rata) ownership interest in an entire financial asset. The requirements for sale accounting must be applied only to a financial asset in its entirety, a pool of financial assets in its entirety, or participating interests as defined in ASC paragraph 860-10-40-6A. This guidance was adopted and has been applied as of the beginning of the first annual reporting period that began on January 1, 2010, for interim periods within that first annual reporting period and will be applied for interim and annual reporting periods thereafter. The recognition and measurement provisions have been applied to transfers that have occurred on or after the effective date. On and after the effective date, existing qualifying special-purpose entities have been evaluated for consolidation in accordance with the applicable consolidation guidance in the Codification. The Corporation evaluated transfers of financial assets executed during the year ended December 31, 2010 pursuant to the new accounting guidance, principally consisting of guaranteed mortgage securitizations (Government National Mortgage Association (“GNMA”) and Federal National Mortgage Association (“FNMA”) mortgage-backed securities), and determined that the adoption of ASU 2009-16 did not have a significant impact on the Corporation’s accounting for such transactions or results of operations or financial condition for such period.
A securitization of a financial asset, a participating interest in a financial asset, or a pool of financial assets in which the Corporation (and its consolidated affiliates) (a) surrenders control over the transferred assets and (b) receives cash or other proceeds is accounted for as a sale. Control is considered to be surrendered only if all three of the following conditions are met: (1) the assets have been legally isolated; (2) the transferee has the ability to pledge or exchange the assets; and (3) the transferor no longer maintains effective control over the assets. When the Corporation transfers financial assets and the transfer fails any one of the above criteria, the Corporation is prevented from derecognizing the transferred financial assets and the transaction is accounted for as a secured borrowing.
The Corporation recognizes and initially measures at fair value a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in either of the following situations: (1) a transfer of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset that meets the requirements for sale accounting; or (2) an acquisition or assumption of a servicing obligation of financial assets that do not pertain to the Corporation or its consolidated subsidiaries. Upon adoption of ASU 2009-16, the Corporation does not recognize either a servicing asset or a servicing liability if it transfers or securitizes financial assets in a transaction that does not meet the requirements for sale accounting and is accounted for as a secured borrowing.
Refer to Note 11 to the consolidated financial statements for disclosures on transfers of financial assets and servicing assets retained as part of guaranteed mortgage securitizations.

FASB Accounting Standards Update 2009-17, Consolidations (ASC Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”) and FASB Accounting Standards Update 2010-10, Consolidation (ASC Topic 810): Amendments for Certain Investment Funds (“ASU 2010-10”)
ASU 2009-17 amends the guidance applicable to variable interest entities (“VIEs”) and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. This guidance replaces a quantitative-based risks and rewards calculation for determining which entity, if any, has both (a) a controlling financial interest in a VIE with an approach focused on identifying which entity has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. This guidance requires reconsideration of whether an entity is a VIE when any changes in facts or circumstances occur such that the holders of the equity investment at risk, as a group, lose the power to direct the activities of the entity that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether a variable interest holder is the primary beneficiary of a VIE. The amendments to the consolidated guidance affected all entities that were within the scope of the original guidance, as well as qualifying special-purpose entities (“QSPEs”) that were previously excluded from the guidance. ASU 2009-17 requires a reporting entity to provide additional disclosures about its involvement with VIEs and any significant changes in risk exposure due to that involvement. The Corporation adopted this new authoritative accounting guidance effective January 1, 2010. The new accounting guidance on VIEs did not have an effect on the Corporation’s consolidated statement of condition or results of operations upon adoption.
The principal VIEs evaluated by the Corporation during the year ended December 31, 2010 included: (1) GNMA and FNMA guaranteed mortgage securitizations and for which management has concluded that the Corporation is not the primary beneficiary (refer to Note 35 to the consolidated financial statements) and (2) the trust preferred securities for which management believes that the Corporation does not possess a significant variable interest on the trusts (refer to Note 23 to the consolidated financial statements).
Additionally, the Corporation has variable interests in certain investments that have the attributes of investment companies, as well as limited partnership investments in venture capital companies. However, in January 2010, the FASB issued ASU 2010-10, Consolidation (ASC Topic 810), Amendments for Certain Investment Funds, which deferred the effective date of the provisions of ASU 2009-17 for a reporting entity’s interest in an entity that has all the attributes of an investment company; or for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. The deferral allows asset managers that have no obligation to fund potentially significant losses of an investment entity to continue to apply the previous accounting guidance to investment entities that have the attributes of entities subject to ASC Topic 946 (the “Investment Company Guide”). The FASB also decided to defer the application of ASU 2009-17 for money market funds subject to Rule 2a-7 of the Investment Company Act of 1940. Asset managers would continue to apply the applicable existing guidance to those entities that qualify for the deferral. ASU 2010-10 did not defer the disclosure requirements in ASU 2009-17.
Upon adoption of the new guidance, the Corporation has not been required to consolidate any previously unconsolidated VIEs for which it has a variable interest at December 31, 2010. Refer to Note 35 to the consolidated financial statements for required disclosures associated with the guaranteed mortgage securitizations in which the Corporation holds a variable interest.
FASB Accounting Standards Update 2010-06, Fair Value Measurements and Disclosures (ASC Topic 820) - Improving Disclosures about Fair Value Measurements (“ASU 2010-06”)
ASU 2010-06, issued in January 2010, revises two disclosure requirements concerning fair value measurements and clarifies two others. It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It will also require the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements. ASU 2010-06 has been effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements, which are effective for interim and annual reporting periods beginning after December 15, 2010. This guidance impacts disclosures only and has not nor will it have an effect on the Corporation’s consolidated statements of condition or results of operations. The Corporation’s disclosures about fair value measurements are presented in Note 36 to the consolidated financial statements.

FASB Accounting Standards Update 2010-11, Derivatives and Hedging (ASC Topic 815): Scope Exception Related to Embedded Credit Derivatives (“ASU 2010-11”)
ASU 2010-11 clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. The type of credit derivative that qualifies for the exemption is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in ASU 2010-11 were effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010. The adoption of this guidance has not had a significant effect, if any, on its consolidated financial statements since the Corporation has not held any embedded credit derivatives since the effective date of this Update.
FASB Accounting Standards Update 2010-18, Receivables (ASC Topic 310): Effect of a Loan Modification When the Loan is Part of a Pool That is Accounted for as a Single Asset (“ASU 2010-18”)
The amendments in ASU 2010-18, issued in April 2010, affect any entity that acquires loans subject to ASC Subtopic 310-30, that accounts for some or all of those loans within pools, and that subsequently modifies one or more of those loans after acquisition. ASC Subtopic 310-30 provides guidance on accounting for acquired loans that have evidence of credit deterioration upon acquisition. As a result of the amendments in ASU 2010-18, modifications of loans that are accounted for within a pool under ASC Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amendments in ASU 2010-18 do not affect the accounting for loans under the scope of ASC Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under ASC Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within ASC Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors. The amendments in ASU 2010-18 were effective for modifications of loans accounted for within pools under ASC Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments were required to be applied prospectively. Upon initial adoption of the guidance in ASU 2010-18, an entity could have made a one-time election to terminate accounting for loans as a pool under ASC Subtopic 310-30. This election could have been applied on a pool-by-pool basis and did not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. Early application was permitted and the Corporation elected to early adopt the provisions of this statement, effective with the closing of the Westernbank FDIC-assisted transaction on April 30, 2010. As a result, the accounting for modified loans follows the guidelines of ASU 2010-18; however, the adoption of these provisions did not have a significant impact on the Corporation’s result of operations or financial position at December 31, 2010.
FASB Accounting Standards Update 2010-20, Receivables (ASC Topic 310): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU 2010-20”)
ASU 2010-20, issued in July 2010, expands disclosure requirements about the credit quality of financing receivables and allowance for credit losses. Refer to Note 10 to the consolidated financial statements for new required disclosures for the year ended December 31, 2010.
FASB Accounting Standards Update 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20
The FASB issued Accounting Standards Update 2011-01 in January 2011, which temporarily delays the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011.
FASB Accounting Standards Update 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts
The amendments in this ASU, issued in December 2010, modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Corporation does not anticipate that this guidance will have an effect on its consolidated statements of condition or results of operations.
FASB Accounting Standards Update 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations
The FASB issued ASU 2010-29 in December 2010. The amendments in this ASU affect any public entity that enters into business combinations that are material on an individual or aggregate basis. The ASU specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. This guidance impacts disclosures only and will not have an effect on the Corporation’s consolidated statements of condition or results of operations.
Note 3 — Business Combination:
As indicated in Note 1 to these consolidated financial statements, on April 30, 2010, the Corporation’s banking subsidiary, BPPR, acquired certain assets and assumed certain deposits and liabilities of Westernbank Puerto Rico from the FDIC, as receiver for Westernbank, in an assisted transaction. BPPR acquired approximately $9.1 billion in assets and assumed approximately $2.4 billion in deposits, excluding the effects of purchase accounting adjustments. As part of the transaction, on April 30, 2010, BPPR issued a five-year $5.8 billion note payable to the FDIC bearing a fixed annual interest rate of 2.50%. The note is secured by a substantial amount of the assets, including loans and foreclosed other real estate properties acquired by BPPR from the FDIC in the Westernbank FDIC-assisted transaction, and which are subject to the loss sharing agreements. In addition, as part of the consideration for the transaction, the FDIC received a cash-settled equity appreciation instrument, which is described in detail below.
Loss Sharing Agreements
In connection with the Westernbank FDIC-assisted transaction, BPPR entered into loss sharing agreements with the FDIC with respect to approximately $8.6 billion of loans and other real estate (the “covered assets”). Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse BPPR for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse BPPR for 80% of losses with respect to covered assets, and BPPR will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid BPPR 80% reimbursement under the loss sharing agreements. The loss sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss and recoveries sharing for ten years. The loss sharing agreement applicable to commercial and consumer loans provides for FDIC loss sharing for five years and BPPR reimbursement to the FDIC for eight years, in each case, on the same terms and conditions as described above.
In addition, BPPR has agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day (the “True-Up Measurement Date”) of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The estimated fair value of such true-up payment is recorded as a reduction in the fair value of the FDIC loss share indemnification asset. Under the loss sharing agreements, BPPR will pay to the FDIC 50% of the excess, if any, of: (i) 20% of the Intrinsic Loss Estimate of $4.6 billion (or $925 million)(as determined by the FDIC) less (ii) the sum of: (A) 25% of the asset discount (per bid) (or ($1.1 billion)); plus (B) 25% of the cumulative shared-loss payments (defined as the aggregate of all of the payments made or payable to BPPR minus the aggregate of all of the payments made or payable to the FDIC); plus (C) the sum of the period servicing amounts for every consecutive twelve-month period prior to and ending on the True-Up Measurement Date in respect of each of the loss sharing agreements during which the loss sharing provisions of the applicable loss sharing agreement is in effect (defined as the product of the simple average of the principal amount of shared loss loans and shared loss assets at the beginning and end of such period times 1%).
Covered loans under loss sharing agreements with the FDIC (the “covered loans”) are reported in loans exclusive of the estimated FDIC loss share indemnification asset. The covered loans acquired in the Westernbank transaction are, and will continue to be, reviewed for collectability. Under ASC Subtopic 310-30, if there is a decrease in the expected cash flows on loans due to an increase in estimated credit losses compared to the estimate made at the April 30, 2010 acquisition date, the Corporation will record a charge to the provision for loan losses and an allowance for loan losses will be established. If there is an increase in inherent losses on the loans accounted for under ASC Subtopic 310-20, an allowance for loan losses will be established to record the loans at their net realizable value. A related credit to income and an increase in the FDIC loss share indemnification asset will be recognized at the same time, measured based on the loss share percentages described above, for ASC Subtopic 310-20 and 310-30 loans.
The operating results of the Corporation for the year ended December 31, 2010 include the operating results produced by the acquired assets and liabilities assumed for the period of May 1, 2010 to December 31, 2010. The Corporation believes that given the nature of assets and liabilities assumed, the significant amount of fair value adjustments, the nature of additional consideration provided to the FDIC (note payable and equity appreciation instrument) and the FDIC loss sharing agreements now in place, historical results of Westernbank are not meaningful to the Corporation’s results, and thus no pro forma information is presented.
The following table presents the fair values of major classes of identifiable assets acquired and liabilities assumed by the Corporation as of the April 30, 2010 acquisition date.

	Book value prior to
	purchase			As recorded by
	accounting	Fair value	Additional	Popular, Inc. on
(In thousands)	adjustments	adjustments	consideration	April 30, 2010

Assets:
Cash and money market investments	$358,132	—	—	$358,132
Investment in Federal Home Loan Bank stock	58,610	—	—	58,610
Loans	8,554,744	$(3,354,287)	—	5,200,457
FDIC loss share indemnification asset	—	2,337,748	—	2,337,748
Covered other real estate owned	125,947	(73,867)	—	52,080
Core deposit intangible	—	24,415	—	24,415
Receivable from FDIC (associated to the note issued to the FDIC)	—	—	$111,101	111,101
Other assets	44,926	—	—	44,926

Total assets	$9,142,359	$(1,065,991)	$111,101	$8,187,469

Liabilities:
Deposits	$2,380,170	$11,465	—	$2,391,635
Note issued to the FDIC (including a premium of $12,411 resulting from the fair value adjustment)	—	—	$5,770,495	5,770,495
Equity appreciation instrument	—	—	52,500	52,500
Contingent liability on unfunded loan commitments	—	45,755	—	45,755
Accrued expenses and other liabilities	13,925	—	—	13,925

Total liabilities	$2,394,095	$57,220	$5,822,995	$8,274,310

Excess of assets acquired over liabilities assumed	$6,748,264	—	—	—

Aggregate fair value adjustments	—	$(1,123,211)	—	—

Aggregate additional consideration, net	—	—	$5,711,894	—

Goodwill on acquisition	—	—	—	$86,841

During the fourth quarter of 2010, retrospective adjustments were made to the estimated fair values of assets acquired and liabilities assumed associated with the Westernbank FDIC-assisted transaction to reflect new information obtained during the measurement period (as defined by ASC Topic 805), about facts and circumstances that existed as of the acquisition date that, if known, would have affected the acquisition-date fair value measurements. The retrospective adjustments were mostly driven by refinements in credit loss assumptions because of new information that became available. The revisions principally resulted in a decrease in the estimated credit losses, thus increasing the fair value of acquired loans and reducing the FDIC loss share indemnification asset.

The fair values assigned to the assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisition as new information relative to closing date fair values becomes available, and thus the recognized goodwill may increase or decrease.
The following table presents the principal changes in fair value as previously reported in Form 10-Qs filed during 2010 and the revised amounts recorded during the measurement period with general explanations of the major changes.

		April 30, 2010
	April 30, 2010	As previously
(In thousands)	As recasted [a]	reported [b]	Change

Assets:
Loans	$8,554,744	$8,554,744	—
Less: Discount	(3,354,287)	(4,293,756)	$939,469	[c]

Net loans	5,200,457	4,260,988	939,469
FDIC loss share indemnification asset	2,337,748	3,322,561	(984,813	) [d]
Goodwill	86,841	106,230		(19,389)
Other assets	649,264	670,419	(21,155	) [e]

Total assets	$8,274,310	$8,360,198		$(85,888)

Liabilities:

Deposits	$2,391,635	$2,391,635	—
Note issued to the FDIC	5,770,495	5,769,696	$799	[f]
Equity appreciation instrument	52,500	52,500	—
Contingent liability on unfunded loan commitments	45,755	132,442	(86,687)	[g]
Other liabilities	13,925	13,925	—

Total liabilities	$8,274,310	$8,360,198		$(85,888)

[a]	Amounts reported include retrospective adjustments during the measurement period (ASC Topic 805) related to the Westernbank FDIC-assisted transaction.

[b]	Amounts are presented as previously reported.

[c]	Represents the increase in management’s best estimate of fair value mainly driven by lower expected future credit losses on the acquired loan portfolio based on facts and circumstances existent as of the acquisition date but known to management during the measurement period. The main factors that influenced the revised estimated credit losses included review of collateral, revised appraised values, and review of borrower’s payment capacity in more thorough due diligence procedures.

[d]	This reduction is directly influenced by the reduction in estimated future credit losses as they are substantially covered by the FDIC under the 80% FDIC loss sharing agreements. The FDIC loss share indemnification asset decreased in a greater proportion than the reduction in the loan portfolio estimated future credit losses because of the true-up provision of the loss sharing agreement. As part of the agreement with the FDIC, the Corporation has agreed to make a true-up payment to the FDIC in the event losses on the loss sharing agreements fail to reach expected levels as determined under the criteria stipulated in the agreements. The true-up payment represents an estimated liability of $169 million for the recasted estimates, compared with an estimated liability of $50 million in the original reported estimates. This estimated liability is accounted for as part of the indemnification asset.

[e]	Represents revisions to acquisition date estimated fair values of other real estate properties based on new appraisals obtained.

[f]	Represents an increase in the premium on the note issued to the FDIC, also influenced by the cash flow streams impacted by the revised loan payment estimates.

[g]	Reduction due to revised credit loss estimates and commitments.

The impact in the results of operations for the period from May 1, 2010 through December 31, 2010 as a result of the recasting was an increase in net income of $10.9 million.
The following is a description of the methods used to determine the fair values of significant assets acquired and liabilities assumed in the Westernbank FDIC-assisted transaction:
Loans
Fair values for loans were based on a discounted cash flow methodology. Certain loans were valued individually, while other loans were valued as pools. Aggregation into pools considered characteristics such as loan type, payment term, rate type and accruing status. Principal and interest projections considered prepayment rates and credit loss expectations. The discount rates were developed based on the relative risk of the cash flows, taking into account principally the loan type, market rates as of the valuation date, liquidity expectations, and the expected life of the loans.

FDIC loss share indemnification asset
Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses, including consideration of the true up payment and the applicable loss sharing percentages. These expected reimbursements do not include reimbursable amounts related to future covered expenditures. The estimates of expected losses used in valuation of this asset are consistent with the loss estimates used in the valuation of the covered assets. These cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC and the value of any true-up payment due to the FDIC at the end of the loss sharing agreements, to the extent applicable. The discount rate used in this calculation was determined using a yield of an A-rated corporate security with a term based on the weighted average life of the recovery of cash flows plus a risk premium reflecting the uncertainty related to the timing of cash flows and the potential rejection of claims by the FDIC. Due to the increased uncertainty of the true-up payment, an additional risk premium was added to the discount rate.
During the year ended December 31, 2010, the Corporation made $583 thousand in claims to the FDIC associated with losses incurred on covered loans or covered other real estate owned.
Receivable from the FDIC
The note issued to the FDIC as of the April 30, 2010 transaction date was determined based on a pro-forma statement of assets acquired and liabilities assumed as of February 24, 2010, the bid transaction date. The receivable from the FDIC represents an adjustment to reconcile the consideration paid based on the assets acquired and liabilities assumed as of April 30, 2010 compared with the pro-forma statement as of February 24, 2010. The carrying amount of this receivable was a reasonable estimate of fair value based on its short-term nature. The receivable from the FDIC was collected by BPPR in June 2010 and is reflected as a cash inflow from financing activities in the consolidated statement of cash flows for the year ended December 31, 2010. The proceeds were remitted to the FDIC in July 2010 as a payment on the note.
Other real estate covered under loss sharing agreements with the FDIC (“OREO”)
OREO includes real estate acquired in settlement of loans. OREO properties were recorded at estimated fair values less costs to sell at the date acquired based on management’s assessments of existing appraisals or broker price opinions. The estimated costs to sell are based on past experience with similar property types and terms customary for real estate transactions.
Goodwill
The amount of goodwill is the residual difference in the fair value of liabilities assumed and net consideration paid to the FDIC over the fair value of the assets acquired. The goodwill is deductible for income tax purposes. The goodwill from the Westernbank FDIC-assisted transaction was assigned to the BPPR reportable segment.
Core deposit intangible
This intangible asset represents the value of the relationships that Westernbank had with its deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the core deposit base, interest costs, and the net maintenance cost attributable to customer deposits, and the cost of alternative funds.
Deposits
The fair values used for the demand and savings deposits that comprise the transaction accounts acquired, by definition equal the amount payable on demand at the reporting date. The fair values for time deposits were estimated using a discounted cash flow calculation that applies interest rates currently offered to comparable time deposits with similar maturities.
Contingent liability on unfunded loan commitments
Unfunded loan commitments are contractual obligations to provide future funding. The fair value of a liability associated to unfunded loan commitments is principally based on the expected utilization rate or likelihood that the commitment will be exercised. The estimated value of the unfunded commitments was equal to the expected loss associated with the balance expected to be funded. The expected loss is comprised of both credit and non-credit components; therefore, the discounts derived from the loan valuation were applied to the expected balance to be funded to derive the fair value. The unfunded loan commitments outstanding as of the April 30, 2010 transaction date, which approximated $218 million, relate principally to commercial and construction loans and commercial revolving lines of credit. Losses incurred on loan disbursements made under these unfunded loan commitments are covered by the FDIC loss sharing agreements provided that the Corporation complies with specific requirements under such agreements. The contingent liability on unfunded loan commitments is included as part of “other liabilities” in the consolidated statement of condition.

Deferred taxes
Deferred taxes relate to a difference between the financial statement and tax basis of the assets acquired and liabilities assumed in the transaction. Deferred taxes are reported based upon the principles in ASC Topic 740 “Income Taxes”, and are measured using the enacted statutory income tax rate to be in effect for BPPR at the time the deferred tax is expected to reverse, which is 39%.
For income tax purposes, the Westernbank FDIC-assisted transaction was accounted for as an asset purchase and the tax bases of assets acquired were allocated based on fair values using a modified residual method. Under this method, the purchase price was allocated among the assets in order of liquidity (the most liquid first) up to its fair market value.
Note issued to the FDIC
The fair value of the note issued to the FDIC was determined using discounted cash flows based on market rates currently available for debt with similar terms, including consideration that the debt is collateralized by the assets covered under the loss sharing agreements. Cash flows collected from the covered assets, as well as payments from the FDIC on claimed credit losses associated to the covered assets, must be used to repay the note.
Equity appreciation instrument
As part of the consideration for the acquisition of Westernbank assets, BPPR also issued an equity appreciation instrument to the FDIC. Under the terms of the equity appreciation instrument, the FDIC has the opportunity to obtain a cash payment with a value equal to the product of (a) 50 million units and (b) the difference between (i) Popular, Inc.’s “average volume weighted price” over the two NASDAQ trading days immediately prior to the exercise date and (ii) the exercise price of $3.43. The equity appreciation instrument is exercisable by the holder thereof, in whole or in part, up to May 7, 2011. The fair value of the equity appreciation instrument was estimated by determining a call option value using the Black-Scholes Option Pricing Model. The equity appreciation instrument is recorded as a liability and any subsequent changes in its estimated fair value will be recognized in earnings. The Corporation recognized non-interest income of $42.6 million for the year ended December 31, 2010, as a result of a decrease in the fair value of the equity appreciation instrument. These amounts are separately disclosed in the consolidated statement of operations within the non-interest income category.
Note 4 — Sale of Processing and Technology Business:
In 2010, the Corporation entered into a merger agreement, dated as of June 30, 2010, to sell a 51% interest in EVERTEC, including the merchant acquiring business of BPPR (the “EVERTEC transaction”), to funds managed by Apollo Management, L.P. (“Apollo”) in a leveraged buyout. In connection with the EVERTEC transaction, the Corporation completed an internal reorganization transferring certain intellectual property assets and interests in certain foreign subsidiaries to EVERTEC, including BPPR’s merchant acquiring business and TicketPop divisions. The Corporation retained EVERTEC’s operations in Venezuela and certain related contracts as an indirect wholly-owned subsidiary. The Corporation also retained equity interests in the processing businesses of Servicios Financieros, S.A. de C.V. (“Serfinsa”) and Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”). On September 30, 2010, EVERTEC DE VENEZUELA, C.A. became a subsidiary of PIBI and EVERTEC LATINOAMERICA, SOCIEDAD ANONIMA was transferred from Popular International Bank, Inc. (“PIBI”) to EVERTEC.
On September 30, 2010, the Corporation completed the EVERTEC transaction. Following the consummation of the EVERTEC transaction, EVERTEC is now a wholly-owned subsidiary of Carib Holdings, Inc., a newly formed entity that is operated as a joint venture, with Apollo and the Corporation initially owning 51% and 49%, respectively, subject to pro rata dilution for certain issuances of capital stock to EVERTEC management. In connection with the leveraged buyout, EVERTEC issued financing in the form of unsecured senior notes and a participation in a syndicated loan (senior secured credit facility). The Corporation invested $35 million in senior unsecured notes issued by EVERTEC ($17.85 million, net of the elimination related to the 49% ownership interest maintained by Popular), which bear interest at an annual fixed rate of 11% and mature in October 2018. Also, the Corporation initially provided financing to EVERTEC by acquiring $58.2 million of the syndicated loan ($29.7 million, net of the elimination of the 49% equity interest). Refer to Note 16 to the consolidated financial statements for the outstanding balances at December 31, 2010.
As a result of the sale, the Corporation recognized a pre-tax gain, net of transaction costs, of approximately $616.2 million ($531.0 million after-tax), of which $640.8 million was separately disclosed within non-interest income in the consolidated statement of operations and $24.6 million was included as operating expenses (transaction costs) for the year ended December 31, 2010. Approximately $94.0 million of the pre-tax gain was the result of marking the Corporation’s retained interest in the EVERTEC business at fair value. This portion of the gain was non-cash. The equity value of the Corporation’s retained interest in the former subsidiary takes into consideration the buyer’s enterprise value of EVERTEC reduced by the debt incurred, net of debt issue costs, utilized as part of the sale transaction. This debt significantly impacts the resulting fair value of the retained interest.

As part of the EVERTEC transaction, on September 30, 2010, the Corporation entered into certain ancillary agreements pursuant to which, among other things, EVERTEC will provide various processing and information technology services to the Corporation and its subsidiaries and gave BPPR access to the ATH network owned and operated by EVERTEC by providing various services, in each case for initial terms of fifteen years. These service costs will be included prospectively in operating expenses on the Corporation’s consolidated statements of operations, net of elimination entries that are required since the Corporation holds the 49% equity interest in EVERTEC.
The Corporation’s investment in EVERTEC, which is accounted for under the equity method, amounted to $197 million at December 31, 2010, and is included as part of “other assets” in the consolidated statement of condition. The Corporation’s proportionate share of income or loss from EVERTEC is included in other operating income in the consolidated statements of operations commencing on October 1, 2010. The Corporation recognized a $14.9 million loss in other operating income for the period from October 1, 2010 through December 31, 2010 as part of its equity method investment in EVERTEC, which consisted of $574 thousand of the Corporation’s share in EVERTEC’s net income, partially offset by $15.4 million of intercompany income eliminations (investor-investee transactions at 49%). The unfavorable impact of the elimination in other operating income was offset by the elimination of 49% of the professional fees (expense) paid by the Corporation to EVERTEC during the same period. The Corporation did not receive any distributions from EVERTEC during the period from October 1, 2010 through December 31, 2010.
Refer to Note 16 to the consolidated financial statements for a list of related party transactions between the Corporation and EVERTEC, as an affiliate.
The equity investments in the processing businesses of Serfinsa and CONTADO continued to be held by the Corporation at December 31, 2010. Under the terms of the merger agreement, the Corporation is required for a period of twelve months following the merger to continue to seek to sell its equity interests in such entities to EVERTEC, subject to complying with certain rights of first refusal in favor of the Serfinsa and CONTADO shareholders. The Corporation’s investments in CONTADO and Serfinsa, accounted for under the equity method, amounted to $16 million and $1 million, respectively, at December 31, 2010 (2009 — $15 million and $1 million, respectively). During 2010, the Corporation recognized $2.8 million as part of its equity method investment in CONTADO and Serfinsa (2009 — $1.8 million).
Note 5 — Discontinued operations:
In 2008, the Corporation discontinued the operations of Popular Financial Holdings (“PFH”) by selling assets and closing service branches and other units. The following table provides financial information for the discontinued operations for the years ended December 31, 2009 and 2008.

(In millions)	2009	2008

Net interest income	$0.9	$30.8
Provision for loan losses	—	19.0
Non-interest income, including fair value adjustments on loans and mortgage servicing rights	(3.2)	(266.9)
Operating expenses, including restructuring costs and reductions in value of servicing advances and other real estate [a]	10.9	213.5
Loss on disposition during the period [b]	—	(79.9)

Pre-tax loss from discontinued operations	(13.2)	(548.5)
Income tax expense (benefit) [c]	6.8	14.9

Loss from discontinued operations, net of tax	$(20.0)	$(563.4)

[a]	Restructuring costs amounted to $17.4 million in 2008, which consisted principally of personnel costs of $8.9 million and net occupancy expenses of $6.7 million.

[b]	Loss on disposition for 2008 includes the loss associated to the sale of manufactured housing loans in September 2008, including lower of cost or market adjustments at reclassification from loans held-in-portfolio to loans held-for-sale. Also, it includes the impact of fair value adjustments and other losses incurred during the fourth quarter of 2008 related to the sale of loans, residual interests and servicing related assets.

[c]	Income tax for 2008 included the impact of recording a valuation allowance on deferred tax assets of $209.0 million.

Note 6 — Restrictions on cash and due from banks and highly liquid securities:
Restricted assets include cash and other highly liquid securities for which the Corporation’s ability to withdraw funds at any time is contractually limited. Restricted assets are generally designated for specific purposes arising out of certain contractual or other obligations.
The Corporation’s subsidiary banks are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank of New York or other banks. Those required average reserve balances were approximately $835 million at December 31, 2010 (2009 — $721 million). Cash and due from banks, as well as other short-term, highly liquid securities, are used to cover the required average reserve balances.

As required by the Puerto Rico International Banking Center Law, at December 31, 2010 and 2009, the Corporation maintained separately for its two international banking entities (“IBEs”), $0.6 million in time deposits, equally split for the two IBEs, which were considered restricted assets.
At December 31, 2009, as part of a line of credit facility with a financial institution, the Corporation was required to have restricted cash of $2 million as collateral for the line of credit. This restriction expired in July 2010.
At December 31, 2010, the Corporation maintained restricted cash of $5 million to support a letter of credit (2009 — $4 million). The cash is being held in an interest-bearing money market account.
At December 31, 2010, the Corporation maintained restricted cash of $1 million that represents funds deposited in an escrow account which are guaranteeing possible liens or encumbrances over the title and insured properties.
At December 31, 2010, the corporation maintained restricted cash of $12 million to comply with the requirements of the credit card networks.
Note 7 — Securities purchased under agreements to resell:
The securities purchased underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. The Corporation is permitted by contract to repledge the securities, and has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.
The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2010	2009

Repledged	$171,833	$167,602
Not repledged	11,495	155,072

Total	$183,328	$322,674

The repledged securities were used as underlying securities for repurchase agreement transactions.

Note 8 — Investment securities available-for-sale:
The following table presents the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2010 and 2009 (2008 — only fair value is presented).

		2010
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
(In thousands)	Cost	Gains	Losses	Value	Yield

U.S. Treasury securities
After 1 to 5 years	$7,001	$122	—	$7,123	1.50%
After 5 to 10 years	28,676	2,337	—	31,013	3.81

Total U.S. Treasury securities	35,677	2,459	—	38,136	3.36

Obligations of U.S. Government sponsored entities
Within 1 year	153,738	2,043	—	155,781	3.39
After 1 to 5 years	1,000,955	53,681	$661	1,053,975	3.72
After 5 to 10 years	1,512	36	—	1,548	6.30

Total obligations of U.S. Government sponsored entities	1,156,205	55,760	661	1,211,304	3.68

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	10,404	19	—	10,423	3.92
After 1 to 5 years	15,853	279	5	16,127	4.52
After 5 to 10 years	20,765	43	194	20,614	5.07
After 10 years	5,505	52	19	5,538	5.28

Total obligations of Puerto Rico, States and political subdivisions	52,527	393	218	52,702	4.70

Collateralized mortgage obligations — federal agencies
Within 1 year	77	1	—	78	3.88
After 1 to 5 years	1,846	105	—	1,951	4.77
After 5 to 10 years	107,186	1,507	936	107,757	2.50
After 10 years	1,096,271	32,248	11	1,128,508	2.87

Total collateralized mortgage obligations — federal agencies	1,205,380	33,861	947	1,238,294	2.84

Collateralized mortgage obligations — private label
After 5 to 10 years	10,208	31	158	10,081	1.20
After 10 years	79,311	78	4,532	74,857	2.29

Total collateralized mortgage obligations — private label	89,519	109	4,690	84,938	2.17

Mortgage — backed securities
Within 1 year	2,983	101	—	3,084	3.62
After 1 to 5 years	15,738	649	3	16,384	3.98
After 5 to 10 years	170,662	10,580	3	181,239	4.71
After 10 years	2,289,210	86,870	632	2,375,448	4.26

Total mortgage — backed securities	2,478,593	98,200	638	2,576,155	4.29

Equity securities (without contractual maturity)	8,722	855	102	9,475	3.43

Other
After 5 to 10 years	17,850	262	—	18,112	10.98
After 10 years	7,805	—	69	7,736	3.62

Total other	25,655	262	69	25,848	8.74

Total investment securities available-for-sale	$5,052,278	$191,899	$7,325	$5,236,852	3.78%

		2009				2008
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
(Dollars in thousands)	Cost	Gains	Losses	Value	Yield	Fair Value

U.S. Treasury securities
After 5 to 10 years	$29,359	$1,093	—	$30,452	3.80%	$502,118

Total U.S. Treasury securities	29,359	1,093	—	30,452	3.80	502,118

Obligations of U.S. Government sponsored entities
Within 1 year	349,424	7,491	—	356,915	3.67	126,170
After 1 to 5 years	1,177,318	58,151	—	1,235,469	3.79	4,623,959
After 5 to 10 years	27,812	680	—	28,492	4.96	28,908
After 10 years	26,884	176	—	27,060	5.68	27,971

Total obligations of U.S. Government sponsored entities	1,581,438	66,498	—	1,647,936	3.82	4,807,008

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	—	—	—	—	—	4,566
After 1 to 5 years	22,311	7	$15	22,303	6.92	2,257
After 5 to 10 years	50,910	249	632	50,527	5.08	64,938
After 10 years	7,840	—	61	7,779	5.26	29,229

Total obligations of Puerto Rico, States and political subdivisions	81,061	256	708	80,609	5.60	100,990

Collateralized mortgage obligations — federal agencies
Within 1 year	41	—	—	41	3.78	179
After 1 to 5 years	4,875	120	—	4,995	4.44	6,877
After 5 to 10 years	125,397	2,105	404	127,098	2.85	156,030
After 10 years	1,454,833	19,060	5,837	1,468,056	3.03	1,343,882

Total collateralized mortgage obligations — federal agencies	1,585,146	21,285	6,241	1,600,190	3.02	1,506,968

Collateralized mortgage obligations — private label
Within 1 year	—	—	—	—	—	440
After 5 to 10 years	20,885	—	653	20,232	2.00	28,005
After 10 years	105,669	109	8,452	97,326	2.59	120,303

Total collateralized mortgage obligations — private label	126,554	109	9,105	117,558	2.50	148,748

Mortgage — backed securities
Within 1 year	26,878	512	—	27,390	3.61	18,711
After 1 to 5 years	30,117	823	—	30,940	3.94	67,657
After 5 to 10 years	205,480	8,781	—	214,261	4.80	119,289
After 10 years	2,915,689	32,102	10,203	2,937,588	4.40	642,848

Total mortgage — backed securities	3,178,164	42,218	10,203	3,210,179	4.42	848,505

Equity securities (without contractual maturity)	8,902	233	1,345	7,790	3.65	10,150

Total investment securities available-for-sale	$6,590,624	$131,692	$27,602	$6,694,714	3.91%	$7,924,487

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

The following table presents the aggregate amortized cost and fair value of investment securities available-for-sale at December 31, 2010, by contractual maturity.

(In thousands)	Amortized Cost	Fair Value

Within 1 year	$167,202	$169,366
After 1 to 5 years	1,041,393	1,095,560
After 5 to 10 years	356,859	370,364
After 10 years	3,478,102	3,592,087

Total	5,043,556	5,227,377
Equity Securities	8,722	9,475

Total investment securities available-for-sale	$5,052,278	$5,236,852

Proceeds from the sale of investment securities available-for-sale during 2010 were $397.1 million (2009 — $3.8 billion; 2008 — $2.4 billion). Gross realized gains on securities available-for-sale during 2010 were $3.8 million (gross realized gains and losses during 2009 - $184.7 million and $0.4 million, respectively; 2008 — $29.6 million and $0.1 million, respectively).
The following table shows the Corporation’s fair value and gross unrealized losses of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009.

	At December 31, 2010
	Less than 12 months		12 months or more		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

Obligations of U.S. Government sponsored entities	$24,284	$661	—	—	$24,284	$661
Obligations of Puerto Rico, States and political subdivisions	19,357	213	$303	$5	19,660	218
Collateralized mortgage obligations — federal agencies	40,212	945	2,505	2	42,717	947
Collateralized -backed securities — private label	21,231	292	52,302	4,398	73,533	4,690
Mortgage backed securities	33,261	406	9,257	232	42,518	638
Equity securities	3	8	43	94	46	102
Other	7,736	69	—	—	7,736	69

Total investment securities available-for-sale in an unrealized loss position	$146,084	$2,594	$64,410	$4,731	$210,494	$7,325

	At December 31, 2009
	Less than 12 months		12 months or more		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

Obligations of Puerto Rico, States and political subdivisions	$2,387	$8	$63,429	$700	$65,816	$708
Collateralized mortgage obligations — federal agencies	298,917	3,667	359,214	2,574	658,131	6,241
Collateralized -backed securities — private label	6,716	18	97,904	9,087	104,620	9,105
Mortgage-backed securities	905,028	10,130	3,566	73	908,594	10,203
Equity securities	2,347	981	3,898	364	6,245	1,345

Total investment securities available-for-sale in an unrealized loss position	$1,215,395	$14,804	$528,011	$12,798	$1,743,406	$27,602

Management evaluates investment securities for other-than-temporary (“OTTI”) declines in fair value on a quarterly basis. Once a decline in value is determined to be other-than-temporary, the value of a debt security is reduced and a corresponding charge to earnings is recognized for anticipated credit losses. Also, for equity securities that are considered other-than-temporarily impaired, the excess of the security’s carrying value over its fair value at the evaluation date is accounted for as a loss in the results of operations. The OTTI analysis requires management to consider various factors, which include, but are not limited to: (1) the length of time and the extent to which fair value has been less than the amortized cost basis, (2) the financial condition of the issuer or issuers, (3) actual collateral attributes, (4) the payment structure of the debt security and the likelihood of the issuer being able to make payments, (5) any rating changes by a rating agency, (6) adverse conditions specifically related to the security, industry, or a geographic area, and (7) management’s intent to sell the debt security or whether it is more likely than not that the Corporation would be required to sell the debt security before a forecasted recovery occurs.
At December 31, 2010, management performed its quarterly analysis of all debt securities in an unrealized loss position. Based on the analyses performed, management concluded that no individual debt security was other-than-temporarily impaired as of such date. At December 31, 2010, the Corporation did not have the intent to sell debt securities in an unrealized loss position and it is not more likely than not that the Corporation will have to sell the investment securities prior to recovery of their amortized cost basis. Also, management evaluated the Corporation’s portfolio of equity securities at December 31, 2010. During the year ended December 31, 2010, the Corporation recorded $264 thousand (2009 — $10.9 million) in losses on certain equity securities considered other-than-temporary impairment. Management has the intent and ability to hold the investments in equity securities that are at a loss position at December 31, 2010 for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.
The unrealized losses associated with “Collateralized mortgage obligations — private label” are primarily related to securities backed by residential mortgages. In addition to verifying the credit ratings for the private-label CMOs, management analyzed the underlying mortgage loan collateral for these bonds. Various statistics or metrics were reviewed for each private-label CMO, including among others, the weighted average loan-to-value, FICO score, and delinquency and foreclosure rates of the underlying assets in the securities. At December 31, 2010, there were no “sub-prime” securities in the Corporation’s private-label CMOs portfolios. For private-label CMOs with unrealized losses at December 31, 2010, credit impairment was assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements that exist in that structure. The cash flow model incorporates actual cash flows through the current period and then projects the expected cash flows using a number of assumptions, including default rates, loss severity and prepayment rates. Management’s assessment also considered tests using more stressful parameters. Based on the assessments, management concluded that the tranches of the private-label CMOs held by the Corporation were not other-than-temporarily impaired at December 31, 2010, thus management expects to recover the amortized cost basis of the securities.
The following table states the name of issuers, and the aggregate amortized cost and fair value of the securities of such issuer (includes available-for-sale and held-to-maturity securities), in which the aggregate amortized cost of such securities exceeds 10% of stockholders’ equity. This information excludes securities backed by the full faith and credit of the U.S. Government. Investments in obligations issued by a state of the U.S. and its political subdivisions and agencies, which are payable and secured by the same source of revenue or taxing authority, other than the U.S. Government, are considered securities of a single issuer.

	2010		2009
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value

FNMA	$757,812	$789,838	$970,744	$991,825
FHLB	1,003,395	1,056,549	1,385,535	1,449,454
Freddie Mac	637,644	654,495	959,316	971,556

Note 9 — Investment securities held-to-maturity:
The following table presents the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2010 and 2009 (2008 — only amortized cost is presented).

		2010
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
(In thousands)	Cost	Gains	Losses	Value	Yield

U.S. Treasury securities
Within 1 year	$25,873	—	$1	$25,872	0.11%

Total U.S. Treasury securities	25,873	—	1	25,872	0.11

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	2,150	$6	—	2,156	5.33
After 1 to 5 years	15,529	333	—	15,862	4.10
After 5 to 10 years	17,594	115	268	17,441	5.96
After 10 years	56,702	—	1,649	55,053	4.25

Total obligations of Puerto Rico, States and political subdivisions	91,975	454	1,917	90,512	4.58

Collateralized mortgage obligations — private label
After 10 years	176	—	10	166	5.45

Total collateralized mortgage obligations — private label	176	—	10	166	5.45

Other
Within 1 year	4,080	—	—	4,080	1.15
After 1 to 5 years	250	—	7	243	1.20

Total other	4,330	—	7	4,323	1.15

Total investment securities held-to-maturity	$122,354	$454	$1,935	$120,873	3.51%

		2009				2008

		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average	Amortized
(In thousands)	Cost	Gains	Losses	Value	Yield	Cost

U.S. Treasury securities
Within 1 year	$25,777	$4	—	$25,781	0.11%	$1,499

Total U.S. Treasury securities	25,777	4	—	25,781	0.11	1,499

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	7,015	6	—	7,021	2.04	106,910
After 1 to 5 years	109,415	3,157	$6	112,566	5.51	108,860
After 5 to 10 years	17,112	39	452	16,699	5.79	16,170
After 10 years	48,600	—	2,552	46,048	4.00	52,730

Total obligations of Puerto Rico, States and political subdivisions	182,142	3,202	3,010	182,334	5.00	284,670

Collateralized mortgage obligations — private label
After 10 years	220	—	12	208	5.45	244

Total collateralized mortgage obligations — private label	220	—	12	208	5.45	244

Other
Within 1 year	3,573	—	—	3,573	3.77	6,584
After 1 to 5 years	1,250	—	—	1,250	1.66	1,750

Total other	4,823	—	—	4,823	1.36	8,334

Total investment securities held-to-maturity	$212,962	$3,206	$3,022	$213,146	4.37%	$294,747

Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.
The following table presents the aggregate amortized cost and fair value of investment securities held-to-maturity at December 31, 2010, by contractual maturity.

(In thousands)	Amortized Cost	Fair Value

Within 1 year	$32,103	$32,108
After 1 to 5 years	15,779	16,105
After 5 to 10 years	17,594	17,441
After 10 years	56,878	55,219

Total investment securities held-to-maturity	$122,354	$120,873

The following table shows the Corporation’s fair value and gross unrealized losses of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009:

	At December 31, 2010
	Less than 12 months		12 months or more		Total

		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury securities	$25,872	$1	—	—	$25,872	$1
Obligations of Puerto Rico, States and political subdivisions	51,995	1,915	$773	$2	52,768	1,917
Collateralized mortgage obligations — private label	—	—	166	10	166	10
Other	243	7	—	—	243	7

Total investment securities held-to-maturity in an unrealized loss position	$78,110	$1,923	$939	$12	$79,049	$1,935

	At December 31, 2009
	Less than 12 months		12 months or more		Total

		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

Obligations of Puerto Rico, States and political subdivisions	$21,187	$1,908	$37,718	$1,102	$58,905	$3,010
Collateralized mortgage obligations — private label	—	—	208	12	208	12

Total investment securities held-to-maturity in an unrealized loss position	$21,187	$1,908	$37,926	$1,114	$59,113	$3,022

As indicated in Note 8 to these consolidated financial statements, management evaluates investment securities for other-than-temporary (“OTTI”) declines in fair value on a quarterly basis.
The “Obligations of Puerto Rico, States and political subdivisions” classified as held-to-maturity at December 31, 2010 are primarily associated with securities issued by municipalities of Puerto Rico and are generally not rated by a credit rating agency. The Corporation performs periodic credit quality reviews on these issuers. The decline in fair value at December 31, 2010 was attributable to changes in interest rates and not credit quality, thus no other-than-temporary decline in value was necessary to be recorded in these held-to-maturity securities at December 31, 2010. At December 31, 2010, the Corporation does not have the intent to sell securities held-to-maturity and it is not more likely than not that the Corporation will have to sell these investment securities prior to recovery of their amortized cost basis.

Note 10 — Loans and allowance for loan losses:
The following table presents the composition of loans held-in-portfolio at December 31, 2010 and 2009.

	Non-covered loans at	Covered loans at	Total loans HIP at
(In thousands)	December 31, 2010	December 31, 2010	December 31, 2010	December 31, 2009

Commercial real estate	$7,006,676	$2,340,923	$9,347,599	$7,983,486
Commercial and industrial	4,386,809	431,064	4,817,873	4,680,573
Construction	500,851	635,892	1,136,743	1,724,373
Mortgage	4,524,748	1,259,253	5,784,001	4,603,357
Lease financing	705,776	—	705,776	785,659
Consumer:
Credit cards	1,132,308	—	1,132,308	1,136,041
Home equity lines of credit	503,761	—	503,761	694,558
Personal	1,236,068	—	1,236,068	1,008,911
Auto	568,360	—	568,360	1,039,358
Other	268,919	169,750	438,669	170,947

Total loans held-in-portfolio [a]	$20,834,276	$4,836,882	$25,671,158	$23,827,263

[a]	Loans held-in-portfolio at December 31, 2010 exclude $106 million in unearned income and $894 million in loans held-for-sale (2009 — $114 million and $91 million, respectively).

Loans held-for-sale at December 31, 2010 and 2009 were as follows:

(In thousands)	December 31, 2010	December 31, 2009

Commercial	$60,528	$2,897
Construction	412,744	—
Mortgage	420,666	87,899

Total	$893,938	$90,796

The following table presents loans in non-performing status and accruing loans past-due 90 days or more by loan class at December 31, 2010.

	Puerto Rico		USA		Popular, Inc.

						Accruing
	Non-	Accruing		Accruing		loans past-
	accrual	loans past-due 90	Non-accrual	loans past-due	Non-	due 90 days
(In thousands)	loans	days or more	loans	90 days or more	accrual loans	or more

Commercial real estate	$384,849	—	$182,456	—	$567,305	—
Commercial and industrial	125,427	$60	57,102	—	182,529	$60
Construction	65,846	—	173,876	—	239,722	—
Mortgage	518,446	301,035	23,587	—	542,033	301,035
Leasing	5,674	—	263	—	5,937	—
Consumer:
Credit cards	—	33,514	—	—	—	33,514
Home equity lines of credit	—	—	17,562	—	17,562	—
Personal	22,816	—	5,369	—	28,185	—
Auto	7,528	—	135	—	7,663	—
Other	6,892	3,750	—	—	6,892	3,750

Total [a]	$1,137,478	$338,359	$460,350	—	$1,597,828	$338,359

[a]	For purposes of this table non-performing loans exclude $672 million in loans held-for-sale. Covered loans accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses. Non-performing covered loans accounted for under ASC Subtopic 310-20 of $26 million and $13 million of accruing loans past-due 90 days or more are included in the table above.

At December 31, 2010, loans on which the accrual of interest income had been discontinued amounted to $1.6 billion (2009 — $2.3 billion; 2008 — $1.2 billion). If these loans had been accruing interest, the additional interest income realized would have been approximately $75.7 million (2009 — $60.0 million; 2008 — $48.7 million). Non-accruing loans at December 31, 2010 include $60 million (2009 — $64 million; 2008 — $68 million) in consumer loans.
     The following tables present loans by past due status at December 31, 2010 for loans held-in-portfolio (net of unearned income) including covered loans accounted for under ASC Subtopic 310-20 and ASC Subtopic 310-30.

Puerto Rico
		Past Due
						Loans held-
	30-59	60-89	90 Days or More	Total		in-portfolio
(In thousands)	Days	Days		Past Due	Current	Puerto Rico

Commercial real estate	$47,064	$25,547	$370,677	$443,288	$3,412,310	$3,855,598
Commercial and industrial	34,703	23,695	114,792	173,190	2,688,228	2,861,418
Construction	6,356	3,000	64,678	74,034	94,322	168,356
Mortgage	188,468	83,789	810,833	1,083,090	2,566,610	3,649,700
Leasing	10,737	2,274	5,674	18,685	554,102	572,787
Consumer:
Credit cards	16,073	12,758	33,514	62,345	1,054,081	1,116,426
Personal	21,004	11,830	22,816	55,650	965,610	1,021,260
Auto	22,076	5,301	7,528	34,905	459,745	494,650
Other	3,799	1,318	8,334	13,451	252,048	265,499

Sub-total	$350,280	$169,512	$1,438,846	$1,958,638	12,047,056	$14,005,694

Covered loans accounted for under ASC Subtopic 310-20	$2,224	$8,294	$36,991	$47,509	$249,445	$296,954
Covered loans accounted for under ASC Subtopic 310-30	231,451	137,886	916,293	1,285,630	3,254,298	4,539,928

Total Puerto Rico	$583,955	$315,692	$2,392,130	$3,291,777	$15,550,799	$18,842,576

USA
		Past Due
	30-59	60-89	90 Days or	Total		Loans held-
(In thousands)	Days	Days	More	Past Due	Current	in-portfolio USA

Commercial real estate	$68,903	$10,322	$182,456	$261,681	$2,889,397	$3,151,078
Commercial and industrial	30,372	15,079	57,102	102,553	1,422,838	1,525,391
Construction	30,105	292	173,876	204,273	128,222	332,495
Mortgage	38,550	12,751	23,587	74,888	800,134	875,022
Leasing	1,008	224	263	1,495	28,711	30,206
Consumer:
Credit cards	343	357	—	700	15,182	15,882
Home equity lines of credit	6,116	6,873	17,562	30,551	537,802	568,353
Personal	5,559	2,689	5,369	13,617	201,190	214,807
Auto	375	98	135	608	8,499	9,107

Total USA	$181,331	$48,685	$460,350	$690,366	$6,031,975	$6,722,341

Popular, Inc.
	Past Due
						Loans held-
	30-59	60-89	90 Days or	Total		in-portfolio
(In thousands)	Days	Days	More	Past Due	Current	Popular, Inc

Commercial real estate	$115,967	$35,869	$553,133	$704,969	$6,301,707	$7,006,676
Commercial and industrial	65,075	38,774	171,894	275,743	4,111,066	4,386,809
Construction	36,461	3,292	238,554	278,307	222,544	500,851
Mortgage	227,018	96,540	834,420	1,157,978	3,366,744	4,524,722
Leasing	11,745	2,498	5,937	20,180	582,813	602,993
Consumer
Credit cards	16,416	13,115	33,514	63,045	1,069,263	1,132,308
Home equity lines of credit	6,116	6,873	17,562	30,551	537,802	568,353
Personal	26,563	14,519	28,185	69,267	1,166,800	1,236,067
Auto	22,451	5,399	7,663	35,513	468,244	503,757
Other	3,799	1,318	8,334	13,451	252,048	265,499

Sub-total	$531,611	$218,197	$1,899,196	$2,649,004	$18,079,031	$20,728,035

Covered loans accounted for under ASC Subtopic 310-20	$2,224	$8,294	$36,991	$47,509	$249,445	$296,954
Covered loans accounted for under ASC Subtopic 310-30	231,451	137,886	916,293	1,285,630	3,254,298	4,539,928

Total Popular, Inc.	$765,286	$364,377	$2,852,480	$3,982,143	$21,582,774	$25,564,917

Loans that were considered impaired based on ASC Section 310-10-35 at December 31, 2010 and 2009, and the related disclosures, are as follows:

(In thousands)	2010	2009

Impaired loans with related allowance	$154,349	$1,263,298
Impaired loans that do not require an allowance	644,150	410,323

Total impaired loans	$798,499	$1,673,621

Allowance for impaired loans	$13,770	$323,887

Average balance of impaired loans during the year	$1,539,163	$1,339,438

Interest income recognized on impaired loans during the year	$21,847	$16,939

The following tables present commercial, construction, and mortgage loans individually evaluated for impairment at December 31, 2010.

Puerto Rico
	Impaired Loans - With an			Impaired Loans - With
	Allowance			No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	Principal	Related	Recorded	Principal	Recorded	Principal	Related
(In thousands)	Investment	Balance	Allowance	Investment	Balance	Investment	Balance	Allowance

Commercial real estate	$11,403	$13,613	$3,590	$208,891	$256,858	$220,294	$270,471	$3,590
Commercial and industrial	23,699	28,307	4,960	66,589	79,917	90,288	108,224	4,960
Construction	4,514	10,515	216	61,184	99,016	65,698	109,531	216
Mortgage	114,733	115,595	5,004	6,476	6,476	121,209	122,071	5,004

Total Puerto Rico	$154,349	$168,030	$13,770	$343,140	$442,267	$497,489	$610,297	$13,770

USA
				Impaired Loans - With
	Impaired Loans - With an Allowance			No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	Principal	Related	Recorded	Principal	Recorded	Principal	Related
(In thousands)	Investment	Balance	Allowance	Investment	Balance	Investment	Balance	Allowance

Commercial real estate	—	—	—	$101,856	$152,876	$101,856	$152,876	—
Commercial and industrial	—	—	—	33,530	44,443	33,530	44,443	—
Construction	—	—	—	165,624	248,955	165,624	248,955	—

Total USA	—	—	—	$301,010	$446,274	$301,010	$446,274	—

There were no mortgage loans individually evaluated for impairment in the USA portfolio at December 31, 2010.

Popular, Inc.
				Impaired Loans - With
	Impaired Loans - With an Allowance			No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	Principal	Related	Recorded	Principal	Recorded	Principal	Related
(In thousands)	Investment	Balance	Allowance	Investment	Balance	Investment	Balance	Allowance

Commercial real estate	$11,403	$13,613	$3,590	$310,747	$409,734	$322,150	$423,347	$3,590
Commercial and industrial	23,699	28,307	4,960	100,119	124,360	123,818	152,667	4,960
Construction	4,514	10,515	216	226,808	347,971	231,322	358,486	216
Mortgage	114,733	115,595	5,004	6,476	6,476	121,209	122,071	5,004

Total Popular, Inc.	$154,349	$168,030	$13,770	$644,150	$888,541	$798,499	$1,056,571	$13,770

The following table presents the average recorded investment and interest income recognized on impaired loans for the year ended December 31, 2010.

	Puerto Rico		USA		Popular, Inc.

	Average	Interest	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income	Recorded	Income
(In thousands)	Investment	Recognized	Investment	Recognized	Investment	Recognized

Commercial real estate	$255,283	$5,753	$130,437	$1,261	$385,720	$7,014
Commercial and industrial	158,376	2,601	55,895	189	214,271	2,790
Construction	507,166	1,626	195,358	1,000	702,524	2,626
Mortgage	78,496	3,739	158,152	5,678	236,648	9,417

Total Popular, Inc.	$999,321	$13,719	$539,842	$8,128	$1,539,163	$21,847

Troubled debt restructurings amounted to $427 million at December 31, 2010 (2009 — $601 million), which included commercial, construction, and mortgage loans which had been renegotiated at below-market interest rates or which other concessions were granted. The amount of outstanding commitments to lend additional funds to debtors owing receivables whose terms have been modified in troubled debt restructurings amounted to $3 million related to the construction loan portfolio and $1 million related to the commercial loan portfolio at December 31, 2010 - (2009 - $60 million and $1 million, respectively).
The Corporation has defined a dual risk rating system to assign a rating to all credit exposures, particularly for the commercial and construction loan portfolios. Risk ratings in the aggregate provide the Corporation’s management the asset quality profile for the loan portfolio. The dual risk rating system provides for the assignment of ratings at the obligor level based on the financial condition of the borrower, and at the credit facility level based on the collateral supporting the transaction.

The Corporation’s obligor risk rating scales range from rating 1 (Excellent) to rating 14 (Loss). The obligor risk rating reflects the risk of payment default of a borrower in the ordinary course of business. The risk ratings from 10 through 14 conform to regulatory ratings of Special Mention, Substandard, Doubtful and Loss, defined as follows:
Special Mention — Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Corporation’s credit position at some future date.
Substandard — Loans classified as substandard are deemed to be inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Loans classified as such have well-defined weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful — Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the additional characteristic that the weaknesses make the collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss — Uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be affected in the future.
The Corporation has defined as adversely classified loans all credit facilities with obligor risk ratings of Substandard, Doubtful or Loss. The assignment of the obligor risk rating is based on relevant information about the ability of borrowers to service their debts such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.
The Corporation periodically reviews loans classified as watch list or worse, to evaluate if they are properly classified, and to determine impairment, if any. The frequency of these reviews will depend on the amount of the aggregate outstanding debt, and the risk rating classification of the obligor. In addition, during the renewal process of applicable credit facilities, the Corporation evaluates the corresponding loan grades.
Loans classified as pass credits are excluded from the scope of the review process described above until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Corporation for a modification. In these circumstances, the credit facilities are specifically evaluated to assign the appropriate risk rating classification.

(In thousands)	Adversely Classified	Total Portfolio

Puerto Rico
Commercial real estate	$623,325	$3,855,598
Commercial and industrial	355,562	2,861,418
Construction	83,115	168,356
Mortgage	550,933	3,649,700
Leasing	11,508	572,787
Consumer	52,133	2,897,835

Total Puerto Rico	$1,676,576	$14,005,694

United States
Commercial real estate	$633,470	$3,151,078
Commercial and industrial	250,843	1,525,391
Construction	274,300	332,495
Mortgage	23,587	875,022
Leasing	—	30,206
Consumer	23,065	808,149

Total United States	$1,205,265	$6,722,341

Total	$2,881,841	$20,728,035

Covered loans acquired in the Westernbank FDIC-assisted transaction, except for lines of credit with revolving privileges, are accounted for by the Corporation in accordance with ASC Subtopic 310-30. Under ASC Subtopic 310-30, the acquired loans were aggregated into pools based on similar characteristics. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The covered loans which are accounted for under ASC Subtopic 310-30 by the Corporation are not considered non-performing and will continue to have an accretable yield as long as there is a reasonable expectation about the timing and amount of cash flows expected to be collected. The Corporation measures additional losses for this portfolio when it is probable the Corporation will be unable to collect all cash flows expected at acquisition plus additional cash flows expected to be collected arising from changes in estimates after acquisition.
Lines of credit with revolving privileges that were acquired as part of the Westernbank FDIC-assisted transaction are accounted under the guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loan payment receivable in excess of the Corporation’s initial investment in the loans be accreted into interest income using the effective yield method over the life of the loan. Loans accounted for under ASC Subtopic 310-20 are placed on non-accrual status when past due in accordance with the Corporation’s non-accruing policy and any accretion of discount is discontinued.
There was no need to record an allowance for loan losses related to the covered loans at December 31, 2010.
In addition, the Corporation also provides an inherent unallocated portion of the allowance that is intended to recognize probable losses that are not otherwise identifiable and includes management’s subjective determination of amounts necessary to provide for the possible use of imprecise estimates in determining the allocated portion of the allowance.
The following table presents the changes in the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008.

(In thousands)	2010	2009	2008

Balance at beginning of year	$1,261,204	$882,807	$548,832
Provision for loan losses	1,011,880	1,405,807	991,384
Recoveries	96,704	68,537	45,540
Charge-offs	(1,249,356)	(1,095,947)	(645,504)
Write-downs related to loans transferred to loans held-for-sale	(327,207)	—	(12,430)
Change in allowance for loan losses from discontinued operations (a)	—	—	(45,015)

Balance at end of year	$793,225	$1,261,204	$882,807

(a)	A positive amount represents higher provision for loans losses recorded during the period compared to net charge-offs, and vice versa for a negative amount.

The following tables presents the changes in the allowance for loan losses and the loan balance by portfolio segments at December 31, 2010.

Puerto Rico
	Commercial	Commercial
(In thousands)	Secured	Unsecured	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$150,390	$81,454	$214,998	$24,911	$12,204	$171,901	$655,858
Charge-offs	(178,406)	(73,439)	(290,065)	(22,579)	(10,517)	(162,516)	(737,522)
Recoveries	10,101	10,611	915	867	4,058	30,733	57,285
Write-downs	(38,137)	—	(91,686)	—	—	—	(129,823)
Provision	230,838	63,231	181,912	38,830	1,409	93,413	609,633

Ending balance	$174,786	$81,857	$16,074	$42,029	$7,154	$133,531	$455,431

Ending balance: individually evaluated for impairment	$6,681	$1,869	$216	$5,004	—	—	$13,770

Ending balance: collectively evaluated for impairment	$168,105	$79,988	$15,858	$37,025	$7,154	$133,531	$441,661

Ending balance: covered loans accounted for under ASC 310-30 and ASC 310-20	—	—	—	—	—	—	—

Loans held-in-portfolio:
Ending balance	$7,406,025	$2,082,978	$804,248	$4,908,953	$572,787	$3,067,585	$18,842,576

Ending balance: individually evaluated for impairment	$308,750	$1,832	$65,698	$121,209	—	—	$497,489

Ending balance: collectively evaluated for impairment	$4,756,352	$1,650,082	$102,658	$3,528,491	$572,787	$2,897,835	$13,508,205

Ending balance: Covered loans accounted for under ASC 310-30 and ASC 310-20	$2,340,923	$431,064	$635,892	$1,259,253	—	$169,750	$4,836,882

United States
	Commercial	Commercial
(In thousands)	Secured	Unsecured	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$203,210	$9,011	$126,321	$129,700	—	$137,104	$605,346
Charge-offs	(189,660)	(34,994)	(115,353)	(77,256)	$(4,860)	(89,711)	(511,834)
Recoveries	16,944	547	9,516	4,189	892	7,331	39,419
Write-down	—	—	—	(197,384)	—	—	(197,384)
Provision	170,750	29,940	11,166	169,590	9,967	10,834	402,247

Ending balance	$201,244	$4,504	31,650	28,839	$5,999	$65,558	$337,794

Ending balance: individually evaluated for impairment	—	—	—	—	—	—	—

Ending balance: collectively evaluated for impairment	$201,244	$4,504	31,650	28,839	$5,999	$65,558	$337,794

Loans held-in-portfolio:
Ending balance	$4,661,735	$14,734	$332,495	$875,022	$30,206	$808,149	$6,722,341

Ending balance: individually evaluated for impairment	$135,386	—	$165,624	—	—	—	$301,010

Ending balance: collectively evaluated for impairment	$4,526,349	$14,734	$166,871	$875,022	$30,206	$808,149	$6,421,331

Popular, Inc.
	Commercial	Commercial
(In thousands)	Secured	Unsecured	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$353,600	$90,465	$341,319	$154,611	$12,204	$309,005	$1,261,204
Charge-offs	(368,066)	(108,433)	(405,418)	(99,835)	(15,377)	(252,227)	(1,249,356)
Recoveries	27,045	11,158	10,431	5,056	4,950	38,064	96,704
Write-downs	(38,137)	—	(91,686)	(197,384)	—	—	(327,207)
Provision	401,588	93,171	193,078	208,420	11,376	104,247	1,011,880

Ending balance	$376,030	$86,361	$47,724	$70,868	$13,153	$199,089	$793,225

Ending balance: individually evaluated for impairment	$6,681	$1,869	$216	$5,004	—	—	$13,770

Ending balance: collectively evaluated for impairment	$369,349	$84,492	$47,508	$65,864	$13,153	$199,089	$779,455

Ending balance: covered loans accounted for under ASC 310-30 and ASC 310-20	—	—	—	—	—	—	—

Loans held-in-portfolio:
Ending balance	$12,067,760	$2,097,712	$1,136,743	$5,783,975	$602,993	$3,875,734	$25,564,917

Ending balance: individually evaluated for impairment	$444,136	$1,832	$231,322	$121,209	—	—	$798,499

Ending balance: collectively evaluated for impairment	$9,282,701	$1,664,816	$269,529	$4,403,513	$602,993	$3,705,984	$19,929,536

Ending balance: Covered loans accounted for under ASC 310-30 and ASC 310-20	$2,340,923	$431,064	$635,892	$1,259,253	—	$169,750	$4,836,882

The components of the net financing leases receivable at December 31, were:

(In thousands)	2010	2009

Total minimum lease payments	$551,000	$613,347
Estimated residual value of leased property	147,667	165,097
Deferred origination costs, net of fees	7,109	7,216
Less — Unearned financing income	102,783	110,031

Net minimum lease payments	602,993	675,629
Less — Allowance for loan losses	13,153	18,558

	$589,840	$657,071

At December 31, 2010, future minimum lease payments are expected to be received as follows:

(In thousands)

2011	$173,439
2012	140,352
2013	107,759
2014	75,496
2015 and thereafter	53,954

$551,000

The following table presents acquired loans accounted for pursuant to ASC Subtopic 310-30 at the April 30, 2010 acquisition date:

(In thousands)

Contractually-required principal and interest	$9,850,613
Non-accretable difference	3,402,907

Cash flows expected to be collected	6,447,706
Accretable yield	1,538,059

Fair value of loans accounted for under ASC Subtopic 310-30	$4,909,647

The cash flows expected to be collected consider the estimated remaining life of the underlying loans and include the effects of estimated prepayments. The unpaid principal balance of the acquired loans from the Westernbank FDIC-assisted transaction that are accounted under ASC Subtopic 310-30 amounted to $8.1 billion at the April 30, 2010 transaction date.
Changes in the carrying amount and the accretable yield for the acquired loans in the Westernbank FDIC-assisted transaction at and for the year ended December 31, 2010, and which are accounted pursuant to the ASC Subtopic 310-30, were as follows:

(In thousands)	Accretable yield	Carrying amount of loans

Balance as January 1, 2010	—	—
Additions [1]	$1,538,059	$4,909,647
Accretion	(206,951)	206,951
Payments received		(576,670)

Balance at December 31, 2010	$1,331,108	$4,539,928

[1]	Represents the estimated fair value of the loans at the date of acquisition. There were no reclassifications from non-accretable difference to accretable yield from April 30, 2010 to December 31, 2010.

At December 31, 2010, none of the acquired loans accounted under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.
As indicated in Note 3 to the consolidated financial statements, the Corporation accounts for lines of credit with revolving privileges under the accounting guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loan payment receivable in excess of the initial investment in the loans be accreted into interest income over the life of the loan, if the loan is accruing interest. The following table presents acquired loans accounted for under ASC Subtopic 310-20 at the April 30, 2010 acquisition date:

(In thousands)

Fair value of loans accounted under ASC Subtopic 310-20	$290,810

Gross contractual amounts receivable (principal and interest)	$457,201

Estimate of contractual cash flows not expected to be collected	$164,427

The cash flows expected to be collected consider the estimated remaining life of the underlying loans and include the effects of estimated prepayments. The unpaid principal balance of the acquired loans from the Westernbank FDIC-assisted transaction that are accounted pursuant to ASC Subtopic 310-20 amounted to $450 million at the April 30, 2010 transaction date.
There was no need to record an allowance for loan losses related to the covered loans at December 31, 2010.
Note 11 — Transfers of financial assets and servicing assets:
The Corporation typically transfers conforming residential mortgage loans in conjunction with GNMA and FNMA securitization transactions whereby the loans are exchanged for cash or securities and servicing rights. The securities issued through these transactions are guaranteed by the corresponding agency and, as such, under seller/service agreements the Corporation is required to service the loans in accordance with the agencies’ servicing guidelines and standards. Substantially, all mortgage loans securitized by the Corporation in GNMA and FNMA securities have fixed rates and represent conforming loans. As seller, the Corporation has made certain representations and warranties with respect to the originally transferred loans and, in some instances, has sold loans with credit recourse to a government-sponsored entity, namely FNMA. Refer to Note 33 to the consolidated financial statements for a description of such arrangements.
During the year ended December 31, 2010, the Corporation retained servicing rights on guaranteed mortgage securitizations (FNMA and GNMA) and whole loan sales involving approximately $904 million in principal balance outstanding (December 31, 2009 — $1.4 billion). During the year ended December 31, 2010, the Corporation recognized net gains of approximately $18.6 million on these transactions (December 31, 2009 — $24.6 million). All loan sales or securitizations performed during the year ended December 31, 2010 were without credit recourse agreements.
During the year ended December 31, 2010, the Corporation obtained as proceeds $832 million of assets as result of securitization transactions with FNMA and GNMA, consisting of $817 million in mortgage-backed securities and $15 million in servicing rights. No liabilities were incurred as a result of these transfers during the year ended December 31, 2010 because they did not contain any credit recourse arrangements. The Corporation recorded a net gain $15.0 million during the year ended December 31, 2010 related to these residential mortgage loans securitized.
The following table presents the initial fair value of the assets obtained as proceeds from residential mortgage loans securitized during the year ended December 31, 2010.

Proceeds Obtained During the Year Ended December 31, 2010
(In thousands)	Level 1	Level 2	Level 3	Initial Fair Value

Assets

Investments securities available for sale:
Mortgage-backed securities — GNMA	—	$6,554	—	$6,554
Mortgage-backed securities — FNMA	—	—	—	—

Total investment securities available-for-sale	—	$6,554	—	$6,554

Trading account securities:
Mortgage-backed securities — GNMA	—	$635,575	$4,147	$639,722
Mortgage-backed securities — FNMA	—	171,252	—	171,252

Total trading account securities	—	$806,827	$4,147	$810,974

Mortgage servicing rights	—	—	$14,691	$14,691

Total	—	$813,381	$18,838	$832,219

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
The following table presents the changes in MSRs measured using the fair value method for the years ended December 31, 2010 and 2009.

Residential MSRs
(In thousands)	2010	2009

Fair value at beginning of year	$169,747	$176,034
Purchases	4,693	1,364
Servicing from securitizations or asset transfers	15,326	23,795
Changes due to payments on loans [1]	(16,896)	(13,293)
Changes in fair value due to changes in valuation model inputs or assumptions	(5,963)	(18,153)

Fair value at end of year	$166,907	$169,747

[1]	Represents changes due to collection / realization of expected cash flows over time.

Residential mortgage loans serviced for others were $18.4 billion at December 31, 2010 (2009 - $17.7 billion).
Net mortgage servicing fees, a component of other service fees in the consolidated statements of operations, include the changes from period to period in the fair value of the MSRs, which may result from changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions) and other changes, including changes due to collection / realization of expected cash flows. Mortgage servicing fees, excluding fair value adjustments, for the year ended December 31, 2010 amounted to $47.7 million (2009 — $46.5 million; 2008 — $31.8 million). The banking subsidiaries receive servicing fees based on a percentage of the outstanding loan balance. At December 31, 2010, those weighted average mortgage servicing fees were 0.27% (2009 — 0.26%). Under these servicing agreements, the banking subsidiaries do not generally earn significant prepayment penalty fees on the underlying loans serviced.
The section below includes information on assumptions used in the valuation model of the MSRs, originated and purchased.
Key economic assumptions used in measuring the servicing rights retained at the date of the residential mortgage loan securitizations and whole loan sales by the banking subsidiaries during the years ended December 31, were as follows:

	2010	2009

Prepayment speed	5.9%	7.8%
Weighted average life	17.1 years	12.8 years
Discount rate (annual rate)	11.4%	11.0%

Key economic assumptions used to estimate the fair value of MSRs derived from sales and securitizations of mortgage loans performed by the banking subsidiaries and the sensitivity to immediate changes in those assumptions at December 31, 2010 and 2009 were as follows:

Originated MSRs
	December 31,
(In thousands)	2010	2009

Fair value of retained interests	$101,675	$97,870
Weighted average life	12.5 years	8.8 years
Weighted average prepayment speed (annual rate)	8.0%	11.4%
Impact on fair value of 10% adverse change	$(3,413)	$(3,182)
Impact on fair value of 20% adverse change	$(6,651)	$(7,173)
Weighted average discount rate (annual rate)	12.8%	12.4%
Impact on fair value of 10% adverse change	$(4,479)	$(2,715)
Impact on fair value of 20% adverse change	$(8,605)	$(6,240)

The banking subsidiaries also own servicing rights purchased from other financial institutions. The fair value of purchased MSRs, their related valuation assumptions and the sensitivity to immediate changes in those assumptions at December 31, 2010 and 2009 were as follows:

Purchased MSRs
	December 31,
(In thousands)	2010	2009

Fair value of retained interests	$65,232	$71,877
Weighted average life	12.7 years	9.9 years
Weighted average prepayment speed (annual rate)	7.9%	10.1%
Impact on fair value of 10% adverse change	$(1,963)	$(2,697)
Impact on fair value of 20% adverse change	$(3,956)	$(5,406)
Weighted average discount rate (annual rate)	11.5%	11.1%
Impact on fair value of 10% adverse change	$(2,353)	$(2,331)
Impact on fair value of 20% adverse change	$(4,671)	$(4,681)

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
At December 31, 2010, the Corporation serviced $4.0 billion (2009 — $4.5 billion) in residential mortgage loans with credit recourse to the Corporation.
Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase, at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans. At December 31, 2010, the Corporation had recorded $168 million in mortgage loans on its financial statements related to this buy-back option program (2009 — $124 million).
The Corporation has also identified the rights to service a portfolio of Small Business Administration (“SBA”) commercial loans as another class of servicing rights. The SBA servicing rights are measured at the lower of cost or fair value method. The following table presents the activity in the SBA servicing rights for the years ended December 31, 2010 and 2009. During 2010 and 2009, the Corporation did not execute any sale of SBA loans.

(In thousands)	2010	2009

Balance at beginning of year	$2,758	$4,272
Rights originated	—	—
Rights purchased	—	—
Amortization	(1,061)	(1,514)

Balance at end of year	$1,697	$2,758
Less: Valuation allowance	—	—

Balance at end of year, net of valuation allowance	$1,697	$2,758

Fair value at end of year	$4,274	$6,081

SBA loans serviced for others were $531 million at December 31, 2010 (2009 — $544 million).
In 2010 and 2009, weighted average servicing fees on the SBA serviced loans were approximately 1.04%.

Key economic assumptions used to estimate the fair value of SBA loans and the sensitivity to immediate changes in those assumptions were as follows:

SBA Loans
	December 31,
(In thousands)	2010	2009

Carrying amount of retained interests	$1,697	$2,758
Fair value of retained interests	$4,274	$6,081
Weighted average life	3.2 years	3.4 years
Weighted average prepayment speed (annual rate)	8.0%	8.0%
Impact on fair value of 10% adverse change	$(86)	$(128)
Impact on fair value of 20% adverse change	$(178)	$(264)
Weighted average discount rate (annual rate)	13.0%	13.0%
Impact on fair value of 10% adverse change	$(130)	$(193)
Impact on fair value of 20% adverse change	$(265)	$(393)

Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation, including its own loan portfolio, for the years ended December 31, 2010 and 2009, are disclosed in the following tables. Loans securitized / sold represent loans which the Corporation has continuing involvement in the form of credit recourse.

2010
	Total principal amount of loans,	Principal amount 60 days or
(In thousands)	net of unearned	more past due	Net credit losses

Loans (owned and managed):
Commercial and construction	$12,367,608	$1,514,604	$963,106
Lease financing	602,993	8,435	10,427
Mortgage	8,927,303	1,554,033	293,582
Consumer	3,705,984	136,483	214,163
Covered loans	4,836,882	183,799	—
Less:
Loans securitized / sold	(3,981,915)	(423,345)	(1,419)
Loans held-for-sale	(893,938)	—	(327,207)

Loans held-in-portfolio	$25,564,917	$2,974,009	$1,152,652

2009
	Total principal amount of loans,	Principal amount 60 days or
(In thousands)	net of unearned	more past due	Net credit losses

Loans (owned and managed):
Commercial and construction	$14,391,328	$1,861,569	$573,191
Lease financing	675,629	12,416	17,482
Mortgage	9,133,494	1,233,717	121,564
Consumer	4,045,807	149,535	316,131
Less:
Loans securitized / sold	(4,442,349)	(401,257)	(958)
Loans held-for-sale	(90,796)	—	—

Loans held-in-portfolio	$23,713,113	$2,855,980	$1,027,410

Note 12 — Premises and equipment:
Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

	Useful life in
(In thousands)	years	2010	2009

Land		$103,632	$97,260

Buildings	7-50	494,512	440,107
Equipment	3-10	324,106	474,606
Leasehold improvements	3-10	86,117	95,481

		904,735	1,010,194
Less — Accumulated depreciation and amortization		467,706	578,143

Subtotal		437,029	432,051

Construction in progress		4,792	55,542

Total premises and equipment, net		$545,453	$584,853

Depreciation and amortization of premises and equipment for the year 2010 was $58.9 million (2009 — $64.4 million; 2008 — $72.4 million), of which $24.4 million (2009 — $24.1 million; 2008 - $26.2 million) was charged to occupancy expense and $34.5 million (2009 — $40.3 million; 2008 - $46.2 million) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $27.1 million (2009 — $26.6 million; 2008 — $32.1 million).
Note 13 — Other assets:
The caption of other assets in the consolidated statements of condition consists of the following major categories:

(In thousands)	2010	2009

Net deferred tax assets (net of valuation allowance)	$388,466	$363,967
Investments under the equity method	299,185	99,772
Bank-owned life insurance program	237,997	232,387
Prepaid FDIC insurance assessment	147,513	206,308
Other prepaid expenses	75,149	130,762
Derivative assets	72,510	71,822
Trade receivables from brokers and counterparties	347	1,104
Others	234,906	218,795

Total other assets	$1,456,073	$1,324,917

Note 14 — Goodwill and other intangible assets:
The changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009, allocated by reportable segments and corporate group, were as follows (refer to Note 39 for the definition of the Corporation’s reportable segments):

2010
	Balance at	Goodwill on	Purchase accounting		Balance at
(In thousands)	January 1, 2010	acquisition	adjustments	Other	December 31, 2010

Banco Popular de Puerto Rico	$157,025	$88,284	—	—	$245,309
Banco Popular North America	402,078	—	—	—	402,078
Corporate	45,246	—	—	$(45,246)	—

Total Popular, Inc.	$604,349	$88,284	—	$(45,246)	$647,387

2009
	Balance at		Purchase accounting		Balance at
(In thousands)	January 1, 2009	Goodwill on acquisition	adjustments	Other	December 31, 2009

Banco Popular de Puerto Rico	$157,059	—	$(34)	—	$157,025
Banco Popular North America	404,237	—	—	$(2,159)	402,078
Corporate	44,496	—	750	—	45,246

Total Popular, Inc.	$605,792	—	$716	$(2,159)	$604,349

The goodwill recognized in the BPPR reportable segment during 2010 relates mostly to the Westernbank FDIC-assisted transaction. Refer to Note 3 to the consolidated financial statements for further information on the accounting for the transaction and the resulting goodwill recognition. The fair values initially assigned to the assets acquired and liabilities assumed in the Westernbank FDIC-assisted transaction are subject to refinement for up to one year after the closing date of the acquisition as new information relative to closing date fair values becomes available. Any changes in such fair value estimates may impact the goodwill initially recorded. During the quarter ended December 31, 2010, retrospective adjustments were made to the estimated fair values of assets acquired and liabilities assumed in the Westernbank FDIC-assisted transaction in order to reflect new information obtained during the measurement period (as defined by ASC Topic 805). The revision resulted in a decrease of $19 million in the goodwill initially recorded. Refer to Note 3 to the consolidated financial statements for further information on the accounting for the transaction and the resulting goodwill recognition.
On September 30, 2010, the Corporation completed the sale of the processing and technology business, which resulted in a $45 million reduction in goodwill for the Corporation. Refer to Note 4 to the consolidated financial statements for further information regarding the sale. EVERTEC’s goodwill for periods prior to the sale was included in the Corporate group since EVERTEC is no longer considered a reportable segment as discussed in Note 39 to the consolidated financial statements.
For the year ended December 31, 2009, the purchase accounting adjustments in the Corporate reportable segment consisted of contingent consideration paid during the contractual contingency period. The $2 million included in the “other” category at the BPNA reportable segment represented the assigned goodwill associated with the six New Jersey branches of BPNA that was written-off upon their sale in October 2009.
The following table presents the gross amount of goodwill and accumulated impairment losses at the beginning and the end of the year by reportable segment and Corporate group.

2010
			Balance at	Balance at		Balance at
	Balance at		January 1,	December 31,	Accumulated	December 31,
	January 1, 2010	Accumulated	2010	2010	impairment	2010
(In thousands)	(gross amounts)	impairment losses	(net amounts)	(gross amounts)	losses	(net amounts)

Banco Popular de Puerto Rico	$157,025	—	$157,025	$245,309	—	$245,309
Banco Popular North America	566,489	$164,411	402,078	566,489	$164,411	402,078
Corporate	45,429	183	45,246	—	—	—

Total Popular, Inc.	$768,943	$164,594	$604,349	$811,798	$164,411	$647,387

2009
				Balance at		Balance at
	Balance at January	Accumulated	Balance at	December 31,	Accumulated	December 31,
	1, 2009 (gross	impairment	January 1, 2009	2009 (gross	impairment	2009 (net
(In thousands)	amounts)	losses	(net amounts)	amounts)	losses	amounts)

Banco Popular de Puerto Rico	$157,059	—	$157,059	$157,025	—	$157,025
Banco Popular North America	568,648	$164,411	404,237	566,489	$164,411	402,078
Corporate	44,679	183	44,496	45,429	183	45,246

Total Popular, Inc.	$770,386	$164,594	$605,792	$768,943	$164,594	$604,349

The accumulated impairment losses in the BPNA reportable segment are associated with E-LOAN.
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
The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2010 using July 31, 2010 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.
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
For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 8.42% to 23.24% for the 2010 analysis. The Ibbottson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (10-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium, and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.
For BPNA, the only reporting unit that failed Step 1, the Corporation determined the fair value of Step 1 utilizing a market value approach based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. The market multiples used included “price to book” and “price to tangible book”. Additionally, the Corporation determined the reporting unit fair value using a DCF analysis based on BPNA’s financial projections, but assigned no weight to it given that the current market approaches provide a more meaningful measure of fair value considering the reporting unit’s financial performance and current market conditions. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31), requiring the completion of Step 2. In accordance with accounting standards, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete Step 2, the Corporation subtracted from BPNA’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $402 million at July 31, 2010, resulting in no goodwill impairment. The reduction in BPNA’s Step 1 fair value was offset by a reduction in the fair value of its net assets, resulting in an implied fair value of goodwill that exceeds the recorded book value of goodwill.
The analysis of the results for Step 2 indicates that the reduction in the fair value of the reporting unit was mainly attributed to the deteriorated fair value of the loan portfolios and not to the fair value of the reporting unit as a going concern. The current negative performance of the reporting unit is principally related to deteriorated credit quality in its loan portfolio, which is consistent with the results of the Step 2 analysis. The fair value determined for BPNA’s loan portfolio in the July 31, 2010 annual test represented a discount of 23.6%, compared with 20.2% at December 31, 2009. The discount is mainly attributed to market participant’s expected rate of returns, which affected the market discount on the commercial and construction loan portfolios and deteriorated credit quality of the consumer and mortgage loan portfolios of BPNA. Refer to Note 39 to the consolidated financial statements, which provides highlights of BPNA’s reportable segment financial performance for the year ended December 31, 2010. BPNA’s provision for loan losses, as a stand-alone legal entity, which is the reporting unit level used for the goodwill impairment analysis, amounted to $397 million for the year ended December 31, 2010, which represented 122% of BPNA legal entity’s net loss of $326 million for that period. The provision for loan losses included charges of $120 million to the provision for loan losses related to a reclassification to loans held-for-sale of approximately $396 million (book value) of non-conventional mortgage loans in December 2010.
If the Step 1 fair value of BPNA declines further in the future without a corresponding decrease in the fair value of its net assets or if loan discounts improve without a corresponding increase in the Step 1 fair value, the Corporation may be required to record a goodwill impairment charge. The Corporation engaged a third-party valuator to assist management in the annual evaluation of BPNA’s goodwill (including Step 1 and Step 2) as well as BPNA’s loan portfolios as of the July 31, 2010 valuation date. Management discussed the methodologies, assumptions and results supporting the relevant values for conclusions and determined they were reasonable.
Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2010 annual assessment were reasonable.
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
Management continued monitoring the fair value of the reporting units, particularly BPNA. As part of the monitoring process, management performed an assessment for BPNA at December 31, 2010. The Corporation determined BPNA’s fair value utilizing the same valuation approaches (market and DCF) used in the annual goodwill impairment test. The determined fair value for BPNA at December 31, 2010 continued to be below its carrying amount under all valuation approaches. The fair value determination of BPNA’s assets and liabilities was updated at December 31, 2010 utilizing valuation methodologies consistent with the July 31, 2010 test. The results of the assessment at December 31, 2010 indicated that the implied fair value of goodwill exceeded the goodwill carrying amount, resulting in no goodwill impairment. The results obtained in the December 31, 2010 assessment were consistent with the results of the annual impairment test in that the reduction in the fair value of BPNA was mainly attributable to a significant reduction in the fair value of BPNA’s loan portfolio.
At December 31, 2010 and 2009, the Corporation had $6 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’s trademark.
The valuation of the E-LOAN trademark was performed using a valuation approach called the “relief-from-royalty” method. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademark, the Corporation is relieved from having to pay a royalty, usually expressed as a percentage of revenue, for the use of trademark. The main attributes involved in the valuation of this intangible asset include the royalty rate, revenue projections that benefit from the use of this intangible, after-tax royalty savings derived from the ownership of the intangible, and the discount rate to apply to the projected benefits to arrive at the present value of this intangible. Since estimates are an integral part of this trademark impairment analysis, changes in these estimates could have a significant impact on the calculated fair value. There were no impairments recognized during the years ended December 31, 2010 and 2009 related to E-LOAN’s trademark.
The following table reflects the components of other intangible assets subject to amortization:

	2010		2009

	Gross	Accumulated	Gross	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization

Core deposits	$80,591	$29,817	$65,379	$30,991
Other customer relationships	5,092	3,430	8,816	5,804
Other intangibles	189	43	125	71

Total	$85,872	$33,290	$74,320	$36,866

During the year ended December 31, 2010, the Corporation recognized $24 million in a core deposit intangible asset associated with the Westernbank FDIC-assisted transaction. This core deposit intangible asset is to be amortized to operating expenses ratably on a monthly basis over a 10-year period.
Certain core deposits and other customer relationships intangibles with a gross amount of $9 million and $1 million respectively, became fully amortized during 2010, and, as such, their gross amount and accumulated amortization were eliminated from the tabular disclosure presented above. The decrease in other customer relationships category was associated to the sale of the ownership interest in EVERTEC described in Note 4 to the consolidated financial statements.
During the year ended December 31, 2010, the Corporation recognized $9.2 million in amortization expense related to other intangible assets with definite useful lives (2009 — $9.5 million; 2008-$11.5 million).

The following table presents the estimated amortization of the intangible assets with definite useful lives for each of the following periods:

(In thousands)

Year 2011	$9,020
Year 2012	8,493
Year 2013	8,309
Year 2014	7,666
Year 2015	5,522

Note 15 — Pledged assets:
At December 31, 2010 and 2009, certain securities, loans and other real estate owned were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available, derivative positions, loan servicing agreements and the loss sharing agreements with the FDIC. The classification and carrying amount of the Corporation’s pledged assets, in which the secured parties are not permitted to sell or repledge the collateral, were as follows:

(In thousands)	2010	2009

Investment securities available-for-sale, at fair value	$1,867,249	$1,923,338
Investment securities held-to-maturity, at amortized cost	25,770	125,769
Loans held-for-sale measured at lower of cost or fair value	2,862	2,254
Loans held-in-portfolio covered under loss sharing agreement with the FDIC	4,787,002	—
Loans held-in-portfolio not covered under loss sharing agreements with the FDIC	9,695,200	8,993,967
Other real estate covered under loss sharing agreements with the FDIC	57,565	—

Total pledged assets	$16,435,648	$11,045,328

Pledged securities and loans that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of condition.
At December 31, 2010, investment securities available-for-sale and held-to-maturity totaling $1.3 billion, and loans of $0.5 million, served as collateral to secure public funds.
The Corporation’s banking subsidiaries have the ability to borrow funds from the Federal Home Loan Bank of New York (“FHLB) and from the Federal Reserve Bank of New York (“Fed”). At December 31, 2010, the banking subsidiaries had short-term and long-term credit facilities authorized with the FHLB aggregating $1.6 billion. Refer to Notes 19 and 20 to the consolidated financial statements for borrowings outstanding under these credit facilities. At December 31, 2010, the credit facilities authorized with the FHLB were collateralized by $3.8 billion in loans held-in-portfolio. Also, the Corporation’s banking subsidiaries had a borrowing capacity at the Fed discount window of $2.7 billion, which remained unused as of such date. The amount available under this credit facility is dependent upon the balance of loans and securities pledged as collateral. At December 31, 2010, the credit facilities with the Fed discount window were collateralized by $5.4 billion in loans held-in-portfolio. These pledged assets are included in the above table and were not reclassified and separately reported in the consolidated statement of condition at December 31, 2010.
Loans held-in-portfolio and other real estate owned that are covered by loss sharing agreements with the FDIC amounting to $4.8 billion at December 31, 2010, serve as collateral to secure the note issued to the FDIC. Refer to Note 3 to the consolidated financial statements for descriptive information on the note issued to the FDIC.

Note 16 — Related party transactions:
The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

(In thousands)	Executive Officers	Directors	Total

Balance at December 31, 2008	$4,482	$41,339	$45,821
New loans	4,944	54,639	59,583
Payments	(3,717)	(43,409)	(47,126)
Other changes	(417)	—	(417)

Balance at December 31, 2009	$5,292	$52,569	$57,861
New loans	1,890	91,701	93,591
Payments	(240)	(47,646)	(47,886)
Other changes	(3,461)	(579)	(4,040)

Balance at December 31, 2010	$3,481	$96,045	$99,526

The amounts reported as “other changes” include changes in the status of those who are considered related parties.
At December 31, 2010, the Corporation’s banking subsidiaries held deposits from related parties, excluding EVERTEC, amounting to $45 million (2009 — $38 million).
From time to time, the Corporation, in the ordinary course of business, obtains services from related parties or makes contributions to non-profit organizations that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.
During 2010, the Corporation engaged, in the ordinary course of business, the legal services of certain law firms in Puerto Rico, in which the Secretary of the Board of Directors of Popular, Inc. and immediate family members of one executive officer and a former executive officer of the Corporation acted as Senior Counsel or as partners. The fees paid to these law firms for the year 2010 amounted to approximately $2.4 million (2009 — $3.2 million). These fees included $0.5 million (2009 — $0.6 million) paid by the Corporation’s clients in connection with commercial loan transactions and $29 thousand (2009 — $41 thousand) paid by mutual funds managed by BPPR. In addition, one of these law firms leases office space in the Corporation’s headquarters building, which is owned by BPPR. During 2010, this law firm made lease payments of approximately $0.8 million (2009 — $1 million). This law firm also engages BPPR as trustee of its retirement plan and paid approximately $50 thousand for these services in 2010 (2009 — $31 thousand).
For the year ended December 31, 2010, the Corporation made contributions of approximately $0.6 million to Banco Popular Foundations, which are not-for-profit corporations dedicated to philanthropic work (2009 — $0.6 million).
In August 2009, BPPR sold part of the real estate assets and related construction permits, which had been received from a bank commercial customer as part of a workout agreement, to a limited liability company (the “LLC”) for $13.5 million. The LLC is controlled by two family members of an executive officer of the Corporation, one which is a director of the Corporation. BPPR received two offers from reputable developers and builders, and the LLC offered the higher bid amount. The sale price represented the value of the real estate according to an appraisal report. The transaction was approved by the appropriate committee of the Corporation’s Board of Directors. BPPR provided a loan facility to finance the acquisition and completion of the residential construction project. At December 31, 2010, the Corporation had recognized a loss of $8.6 million out of an outstanding principal balance of $15.7 million of loan facilities made to the LLC.
The Corporation has had loan transactions with the Corporation’s directors and officers, and with their associates, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with third parties. The extensions of credit have not involved and do not currently involve more than normal risks of collection or present other unfavorable features, except as disclosed above in connection with the loan to the LLC.
As indicated in Note 4 to the consolidated financial statements, on September 30, 2010, the Corporation completed the sale of a majority interest in EVERTEC. The following table presents the impact on the Corporation’s results of operations of transactions between the Corporation and EVERTEC (as an affiliate) for the period from October 1, 2010 through December 31, 2010. For consolidation purposes, the Corporation eliminates 49% of such income (expense) from the corresponding categories in the consolidated statement of operations and the net effect of all items at 49% is eliminated against other operating income, which is the category used to record the Corporation’s share of income (loss) as part of its equity method investment in EVERTEC.

(In thousands)	100%	51% majority interest	Category

Interest income on loan to EVERTEC	$1,188	$606	Interest income
Interest income on investment securities issued by EVERTEC	963	491	Interest income
Interest expense on deposits	93	47	Interest expense
ATH and credit cards interchange income from services to EVERTEC	1,688	861	Other service fees
Processing fees on services provided by EVERTEC	37,579	19,165	Professional fees
Rental income charged to EVERTEC	2,009	1,025	Net occupancy
Transition services provided to EVERTEC	321	164	Other operating expenses

The Corporation had the following financial condition accounts outstanding with EVERTEC at December 31, 2010.

(In thousands)	100%	51% majority interest	Category

Loans	$58,126	$29,644	Loans
Investment securities	35,000	17,850	Investment securities
Deposits	38,761	19,768	Deposits
Accounts receivables	3,922	2,000	Other assets
Accounts payable	17,416	8,882	Other liabilities

Note 17 — Deposits:
Total interest bearing deposits at December 31, consisted of:

(In thousands)	2010	2009

Savings accounts	$6,177,074	$5,480,124
NOW, money market and other interest bearing demand deposits	4,756,615	4,726,204

Total savings, NOW, money market and other interest bearing demand deposits	$10,933,689	$10,206,328

Certificates of deposit:
Under $100,000	$6,238,229	$6,553,022
$100,000 and over	4,650,961	4,670,243

Total certificates of deposit	10,889,190	11,223,265

Total interest bearing deposits	$21,822,879	$21,429,593

A summary of certificates of deposit by maturity at December 31, 2010, follows:

(In thousands)

2011	$7,356,691
2012	1,501,630
2013	657,112
2014	393,903
2015	905,301
2016 and thereafter	74,553

Total certificates of deposit	$10,889,190

At December 31, 2010, the Corporation had brokered certificates of deposit amounting to $2.3 billion (2009 — $2.7 billion)
The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $52 million at December 31, 2010 (2009 — $44 million).

Note 18 — Federal funds purchased and assets sold under agreements to repurchase:
The following table summarizes certain information on federal funds purchased and assets sold under agreements to repurchase at December 31, 2010, 2009, and 2008:

(Dollars in thousands)	2010	2009	2008

Federal funds purchased	—	—	$144,471
Assets sold under agreements to repurchase	$2,412,550	$2,632,790	3,407,137

Total federal funds purchased and assets sold under agreements to repurchase	$2,412,550	$2,632,790	$3,551,608

Maximum aggregate balance outstanding at any month-end	$2,672,553	$3,938,845	$5,697,842

Average monthly aggregate balance outstanding	$2,356,100	$2,844,975	$4,163,015

Weighted average interest rate:
For the year	2.55%	2.45%	3.37%
At December 31	2.34%	2.42%	1.45%

The repurchase agreements outstanding at December 31, 2010 were collateralized by $2.1 billion in investment securities available for sale and $492 million in trading securities. It is the corporation’s policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statement of condition.
In addition, there were repurchase agreement outstanding collateralized by $172 million in securities purchased underlying agreements to resell to which the Corporation has the right to repledge. It is the Corporation’s policy to take possession of securities purchased under agreements to resell. However, the counterparties to such agreements maintain effective control over such securities, and accordingly are not reflected in the corporation’s consolidated statements of condition.

The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the carrying value and approximate market value of the collateral (including accrued interest) at December 31, 2010 and 2009. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held-for-trading purposes or which have been obtained under agreements to resell.

		2010				2009

				Weighted				Weighted
		Carrying	Market	average		Carrying	Market	average
	Repurchase	value of	value of	interest	Repurchase	value of	value of	interest
	liability	collateral	collateral	rate	Liability	collateral	collateral	rate

	(Dollars in thousands)

Obligations of U.S. government sponsored entities
Within 30 days	$205,320	$216,530	$216,530	0.37%	—	—	—	—
After 90 days	373,333	426,664	426,664	4.22	$398,862	$456,368	$456,368	4.06%

Total obligations of U.S. government sponsored entities	578,653	643,194	643,194	2.85	398,862	456,368	456,368	4.06

Mortgage-backed securities
Overnight	—	—	—	—	4,855	4,876	4,876	0.30
Within 30 days	84,345	90,434	90,434	0.33	125,428	131,941	131,941	0.40
After 30 to 90 days	32,261	32,415	32,415	5.29	—	—	—	—
After 90 days	561,790	644,943	644,943	4.40	602,416	686,147	686,147	4.21

Total mortgage-backed securities	678,396	767,792	767,792	3.94	732,699	822,964	822,964	3.53

Collateralized mortgage obligations
Overnight	—	—	—	—	28,844	46,746	46,746	0.30
Within 30 days	280,951	329,634	329,634	0.38	331,142	362,901	362,901	0.42
After 30 to 90 days	89,561	103,398	103,398	0.38	312,657	345,786	345,786	0.51
After 90 days	173,840	244,078	244,078	4.26	302,818	354,969	354,969	3.63

Total collateralized mortgage obligations	544,352	677,110	677,110	1.62	975,461	1,110,402	1,110,402	1.44

Total	$1,801,401	$2,088,096	$2,088,096	2.89%	$2,107,022	$2,389,734	$2,389,734	2.66%

Note 19 — Other short-term borrowings:
The following table presents a breakdown of other short-term borrowings at December 31, 2010 and 2009.

(In thousands)	2010	2009

Secured borrowing with clearing broker with an interest rate of 1.50%	—	$6,000
Advances with the FHLB maturing in January 2011 paying interest at maturity, at fixed rates ranging from 0.36% to 0.44%	$300,000	—
Term funds purchased maturing in 2011 paying interest at maturity, at fixed rates ranging from 1.15% to 1.25%	52,500	—
Securities sold not yet purchased	10,459	—
Others	1,263	1,326

Total other short-term borrowings	$364,222	$7,326

The maximum aggregate balance outstanding at any month-end was approximately $364 million (2009 - $205 million; 2008 — $1.6 billion). The weighted average interest rate of other short-term borrowings at December 31, 2010 was 0.54% (2009 — 2.74%; 2008 — 1.35%). The average aggregate balance outstanding during the year was approximately $45 million (2009 — $43 million; 2008 — $952 million). The weighted average interest rate during the year was 1.13% (2009 — 0.95%; 2008 — 2.98%).
Note 21 presents additional information with respect to available credit facilities.

Note 20 — Notes payable:
Notes payable outstanding at December 31, 2010 and 2009, consisted of the following:

(In thousands)	2010	2009

Advances with the FHLB:
- with maturities ranging from 2011 through 2014 paying interest monthly at fixed rates ranging from 3.52% to 4.95% (2009 — 1.48% to 5.06%)	$385,000	$1,103,627
- maturing in 2010 paying interest quarterly at a fixed rate of 5.10%	—	20,000

Note issued to the FDIC, including unamortized premium of $2,438; paying interest monthly at annual fixed rate of 2.50%; maturing on April 30, 2015 or such earlier date as such amount become due and payable pursuant to the terms of the note	2,492,928	—

Term notes with maturities ranging from 2011 through 2013 paying interest semiannually at fixed rates ranging from 5.25% to 13.00% (2009 - 5.20% to 12.00%)	381,133	382,858

Term notes with maturities ranging from 2011 through 2013 paying interest monthly at floating rates of 3.00% over the 10-year U.S. Treasury Note rate	1,010	1,528

Term notes maturing in 2011 paying interest quarterly at a floating rate of 8.25% over the 3-month LIBOR rate	—	250,000

Junior subordinated deferrable interest debentures (related to trust preferred securities) with maturities ranging from 2027 through 2034 with fixed interest rates ranging from 6.125% to 8.327% (Refer to Note 23)	439,800	439,800

Junior subordinated deferrable interest debentures (related to trust preferred securities) ($936,000 less discount of $491,019 at December 31, 2010 and $512,350 at December 31, 2009) with no stated maturity and a fixed interest rate of 5.00% until, but excluding December 5, 2013 and 9.00% thereafter(Refer to Note 23)	444,981	423,650
Other	25,331	27,169

Total notes payable	$4,170,183	$2,648,632

Note:	Key index rates at December 31, 2010 and December 31, 2009, respectively, were as follows: 3-month LIBOR rate = 0.30% and 0.25%; 10-year U.S. Treasury Note rate = 3.30% and 3.84%.

During 2010, the following events impacted the reduction in term notes from December 31, 2009: (1) the exercise of a put option by the holder of $75 million in term notes during the quarter ended March 31, 2010, and (2) the repurchase and cancellation in July 2010 of $175 million in term notes with interest that adjusted in the event of senior debt rating downgrades. These floating rate term notes had a maturity date of September 2011. Also, during 2010, the Corporation prepaid $363 million of advances with the FHLB.
In consideration for the excess assets acquired over liabilities assumed as part of the Westernbank FDIC-assisted transaction, BPPR issued to the FDIC a secured note (the “note issued to the FDIC”) in the amount of $5.8 billion as of April 30, 2010 bearing a fixed annual interest rate of 2.50%, which has full recourse to BPPR. As indicated in Notes 3 and 15 to the consolidated financial statements, the note issued to the FDIC is collateralized by the loans (other than certain consumer loans) and other real estate acquired in the agreement with the FDIC and all proceeds derived from such assets, including cash inflows from claims to the FDIC under the loss sharing agreements. Proceeds received from such sources are used to pay the note issued to the FDIC under the conditions stipulated in the agreement. The entire outstanding principal balance of the note issued to the FDIC is due five years from issuance (April 30, 2015), or such date as such amount may become due and payable pursuant to the terms of the note. Borrowings under the note bear interest at a fixed annual rate of 2.50% and are paid monthly. If the Corporation fails to pay any interest as and when due, such interest shall accrue interest at the note interest rate plus 2.00% per annum. The Corporation may repay the note in whole or in part without any penalty subject to certain notification requirements indicated in the agreement. During the year ended December 31, 2010, the Corporation prepaid $2.6 billion of the note issued to the FDIC from funds unrelated to the assets securing the note.

The following table presents the aggregate amounts by contractual maturities of notes payable at December 31, 2010. Given the nature of the note issued to the FDIC, its maturity was based on expected repayment dates and not on its April 30, 2015 contractual maturity date. The expected repayments consider the timing of expected cash inflows on the loans, OREO and claims on the loss sharing agreements that will be applied to repay the note, as well as prepayments, during the period that the note payable to the FDIC is outstanding.

Year	(In thousands)

2011	$2,672,588
2012	525,538
2013	53,780
2014	10,824
2015	945
Later years	461,527
No stated maturity	936,000

Subtotal	$4,661,202
Less: Discount	(491,019)

Total	$4,170,183

Note 21 — Unused lines of credit and other funding sources:
At December 31, 2010, the Corporation had borrowing facilities available with the FHLB whereby the Corporation could borrow up to $1.6 billion based on the assets pledged with the FHLB at that date (2009 — $1.9 billion). Refer to Notes 19 and 20 for the amounts of FHLB advances outstanding under these facilities at December 31, 2010 and 2009.
The FHLB advances at December 31, 2010 are collateralized with mortgage and commercial loans, and do not have restrictive covenants or callable features. The maximum borrowing capacity is dependent on certain computations as determined by the FHLB, which consider the amount and type of assets available for collateral.
The Corporation has a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2010, the borrowing capacity at the discount window approximated $2.7 billion (2009 — $2.9 billion), which remained unused at December 31, 2010 and 2009. The facility is a collateralized source of credit that is highly reliable even under difficult market conditions.
Note 22 — Exchange offers:
In June 2009, the Corporation commenced an offer to issue shares of its common stock in exchange for its Series A preferred stock and Series B preferred stock and for trust preferred securities (also referred to as “capital securities”). On August 25, 2009, the Corporation completed the settlement of the exchange offer and issued over 357 million new shares of common stock.
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

The following table presents the results of the exchange offer with respect to the Series A and B preferred stock.

Aggregate
liquidation
		Shares of		Shares of	preference
		preferred		preferred	amount
	Per security	stock	Shares of	stock	after
	liquidation	outstanding	preferred	outstanding	exchange	Shares of
	preference	prior to	stock	after	(in	common
Title of securities	amount	exchange	exchanged	exchange	thousands)	stock issued

6.375% Non-cumulative monthly income preferred stock, 2003 Series A	$25	7,475,000	6,589,274	885,726	$22,143	52,714,192

8.25% Non-cumulative monthly income preferred stock, Series B	$25	16,000,000	14,879,335	1,120,665	$28,017	119,034,680

The exchange of shares of preferred stock for shares of common stock resulted in a favorable impact to accumulated deficit of $230.4 million, which is also considered in the income (loss) per common share computations. Refer to Note 26 to the consolidated financial statements for a reconciliation of EPS.
Common stock issued in connection with early extinguishment of debt (exchange of trust preferred securities for common stock)
During the third quarter of 2009, the Corporation exchanged trust preferred securities issued by different trusts for shares of common stock of the Corporation. Refer to the table that follows for a list of such securities and trusts. The trust preferred securities were delivered to the trusts in return for the junior subordinated debentures (recorded as notes payable in the Corporation’s financial statements) that had been issued by the Corporation to the trusts. The junior subordinated debentures were submitted for cancellation by the indenture trustee under the applicable indenture. The Corporation recognized a pre-tax gain of $80.3 million on the extinguishment of the applicable junior subordinated debentures, which was included in the consolidated statement of operations for the year ended December 31, 2009. This transaction was accounted for as an early extinguishment of debt.
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

			6.564% TRUPS
	8.327% TRUPS	6.70% TRUPS	(issued by
	(issued by	(issued by	Popular North	6.125% TRUPS
	BanPonce	Popular Capital	America Capital	(issued by Popular
	Trust I)	Trust I)	Trust I)	Capital Trust II)

Liquidation preference amount per TRUPS	$1,000	$25	$1,000	$25

TRUPS exchange value	$1,150 or 115%	$30 or 120%	$1,150 or 115%	$30 or 120%

TRUPS outstanding prior to exchange	144,000	12,000,000	250,000	5,200,000

TRUPS exchanged for common stock	91,135	4,757,480	158,349	1,159,080

TRUPS outstanding after exchange	52,865	7,242,520	91,651	4,040,920
Aggregate liquidation preference amount of TRUPS after exchange (In thousands)	$52,865	$181,063	$91,651	$101,023
Aggregate liquidation preference amount of junior subordinated debentures after exchange (In thousands)	$54,502	$186,664	$94,486	$104,148

The increase in stockholders’ equity related to the exchange of trust preferred securities for shares of common stock was approximately $390 million, net of issuance costs, and including the gain on the early extinguishment of debt.
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
The sole asset and only source of funds to make payments on the trust preferred securities and the common securities of the trust is $936 million of Popular’s Fixed Rate Perpetual Junior Subordinated Debentures, Series A, issued by the Corporation to the trust. These debentures have an interest rate of 5% until, but excluding December 5, 2013, and 9% thereafter. The debentures are perpetual and may be redeemed by the Corporation at any time, subject to the consent of the Board of Governors of the Federal Reserve System.
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
Under the exchange agreement, the Corporation agreed that, without the consent of the U.S. Treasury, it would not increase its dividend rate per share of common stock above that in effect as of October 14, 2008 or repurchase shares of its common stock until, in each case, the earlier of December 5, 2011 or such time as all of the new trust preferred securities have been redeemed or transferred by the U.S. Treasury.
The warrant to purchase 20,932,836 shares of the Corporation’s common stock at an exercise price of $6.70 per share that was initially issued to the U.S Treasury in connection with the issuance of the Series C preferred stock on December 5, 2008 remains outstanding without amendment.
The trust preferred securities issued to the U.S. Treasury qualify as Tier 1 regulatory capital subject to the 25% limitation on Tier 1 capital.
The Corporation paid an exchange fee of $13 million to the U.S. Treasury in connection with the exchange of outstanding shares of Series C preferred stock for the new trust preferred securities. This exchange fee is being amortized through interest expense using the interest yield method over the estimated life of the junior subordinated debentures issued by the Corporation.
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
This particular exchange resulted in a favorable impact to accumulated deficit on the exchange date of $485.3 million, which is also considered in the income (loss) per common share computations. Refer to Note 26 to the consolidated financial statements for a reconciliation of EPS.

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
Note 23 — Trust preferred securities:
At December 31, 2010 and 2009, four statutory trusts established by the Corporation (BanPonce Trust I, Popular Capital Trust I, Popular North America Capital Trust I and Popular Capital Trust II) had issued trust preferred securities (also referred to as “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation. In August 2009, the Corporation established the Popular Capital Trust III for the purpose of exchanging the shares of Series C preferred stock held by the U.S. Treasury at the time for trust preferred securities issued by this trust. In connection with this exchange, the trust used the Series C preferred stock, together with the proceeds of issuance and sale of common securities of the trust, to purchase junior subordinated debentures issued by the Corporation.
Refer to Note 22 to the consolidated financial statements for further information on the impact of the exchange transactions on the trust preferred securities.
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
The following table presents financial data pertaining to the different trusts at December 31, 2010 and 2009.

(Dollars in thousands)
			Popular
	BanPonce	Popular	North America	Popular	Popular
Issuer	Trust I	Capital Trust I	Capital Trust I	Capital Trust II	Capital Trust III

Capital securities	$52,865	$181,063	$91,651	$101,023	$935,000
Distribution rate	8.327%	6.700%	6.564%	6.125%	5.000% until, but excluding December 5, 2013 and 9.000% thereafter
Common securities	$1,637	$5,601	$2,835	$3,125	$1,000
Junior subordinated debentures aggregate liquidation amount	$54,502	$186,664	$94,486	$104,148	$936,000
Stated maturity date	February 2027	November 2033	September 2034	December 2034	Perpetual
Reference notes	[a],[c],[f]	[b],[d],[e]	[a],[c],[e]	[b],[d],[e]	[b],[d],[g],[h]

[a]	Statutory business trust that is wholly-owned by Popular North America (“PNA”) and indirectly wholly-owned by the Corporation.

[b]	Statutory business trust that is wholly-owned by the Corporation.

[c]	The obligations of PNA under the junior subordinated debentures and its guarantees of the capital securities under the trust are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

[d]	These capital securities are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

[e]	The Corporation has the right, subject to any required prior approval from the Federal Reserve, to redeem after certain dates or upon the occurrence of certain events mentioned below, the junior subordinated debentures at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption. The maturity of the junior subordinated debentures may be shortened at the option of the Corporation prior to their stated maturity dates (i) on or after the stated optional redemption dates stipulated in the agreements, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event as set forth in the indentures relating to the capital securities, in each case subject to regulatory approval.

[f]	Same as [e] above, except that the investment company event does not apply for early redemption.

[g]	The debentures are perpetual and may be redeemed by Popular at any time, subject to the consent of the Board of Governors of the Federal Reserve System.

[h]	Carrying value of junior subordinates debentures of $445 million at December 31, 2010 ($936 million aggregate liquidation amount, net of $491 million discount) and $424 million at December 31, 2009 ($936 million aggregate liquidation amount, net of $512 million discount).

In accordance with the Federal Reserve Board guidance, the trust preferred securities represent restricted core capital elements and qualify as Tier 1 capital, subject to quantitative limits. The aggregate amount of restricted core capital elements that may be included in the Tier 1 capital of a banking organization must not exceed 25 percent of the sum of all core capital elements (including cumulative perpetual preferred stock and trust preferred securities). At December 31, 2010, the Corporation’s restricted core capital elements did not exceed the 25% limitation. Thus, all trust preferred securities were allowed as Tier 1 capital. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital, subject to further limitations. The Federal Reserve Board revised the quantitative limit which would limit restricted core capital elements included in the Tier 1 capital of a bank holding company to 25% of the sum of core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. The new limit will be effective on March 31, 2011. Furthermore, the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, has a provision to effectively phase out the use of trust preferred securities issued before May 19, 2010 as Tier 1 capital over a 3-year period commencing on January 1, 2013. Trust preferred securities issued on or after May 19, 2010 no longer qualify as Tier 1 capital. At December 31, 2010, the Corporation had $427 million in trust preferred securities (capital securities) that are subject to the phase-out. The Corporation has not issued any trust preferred securities since May 19, 2010. At December 31, 2010, the remaining trust preferred securities corresponded to capital securities issued to the U.S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008. The Dodd-Frank Wall Street Reform and Consumer Protection Act includes an exemption from the phase-out provision that applies to these capital securities because they were issued prior to October 4, 2010.
Note 24 — Stockholder’s equity:
The Corporation has 30,000,000 shares of authorized preferred stock that may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation’s preferred stock issued and outstanding at December 31, 2010 and 2009 consisted of:
•	6.375% non-cumulative monthly income preferred stock, 2003 Series A, no par value, liquidation preference value of $25 per share. Holders on record of the 2003 Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 6.375% of their liquidation preference value, or $0.1328125 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on March 31, 2008. The redemption price per share at December 31, 2010 and thereafter is $25.00. The shares of 2003 Series A Preferred Stock have no voting rights, except for certain rights in instances when the Corporation does not pay dividends for a defined period. These shares are not subject to any sinking fund requirement. Cash dividends declared and paid on the 2003 Series A Preferred Stock amounted to $117.6 thousand for the year ended December 31, 2010 (2009 — $6.0 million; 2008 — $11.9 million). Outstanding shares of 2003 Series A preferred stock totaled 885,726 at December 31, 2010 and 2009 (2008 — 7,475,000 outstanding shares).

•	8.25% non-cumulative monthly income preferred stock, 2008 Series B, no par value, liquidation preference value of $25 per share. The shares of 2008 Series B Preferred Stock were issued in May 2008. Holders of record of the 2008 Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 8.25% of their liquidation preferences, or $0.171875 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on May 28, 2013. The redemption price per share is $25.50 from May 28, 2013 through May 28, 2014, $25.25 from May 28, 2014 through May 28, 2015 and $25.00 from May 28, 2015 and thereafter. The Series B Preferred Stock was issued on May

28, 2008 at a purchase price of $25 per share. Cash dividends declared and paid on the 2008 Series B Preferred Stock amounted to $192.6 thousand for the year ended December 31, 2010 (2009 — $16.5 million; 2008 — $19.5 million). Outstanding shares of 2008 Series B preferred stock totaled 1,120,665 at December 31, 2010 and 2009 (2008 — 16,000,000 outstanding shares).

•	At December 31, 2008, the Corporation had outstanding 935,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $1,000 liquidation preference per share issued to the U.S. Department of Treasury (“U.S. Treasury”) in December 2008 under the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program. The shares of Series C Preferred Stock qualified as Tier I regulatory capital and paid cumulative dividends quarterly at a rate of 5% per annum for the first five years, and 9% per annum thereafter. During 2009, the Corporation exchanged newly issued trust preferred securities for the shares of Series C Preferred Stock held by the U.S. Treasury. After the exchange, the newly issued trust preferred securities continue to qualify as Tier 1 regulatory capital subject to the 25% limitation on Tier 1 capital explained in Note 23 to the consolidated financial statements. Refer to Note 22 to the consolidated financial statements for information on the exchange agreement dated August 21, 2009 related to these shares of preferred stock. The Corporation paid cash dividends on the Series C preferred stock during the year ended December 31, 2009 amounting to $20.8 million. Dividends accrued on the Series C Preferred Stock amounted to $3.4 million for the year ended December 31, 2008. Also, during the year ended December 31, 2009, the Corporation recognized through accumulated deficit the accretion of the Series C Preferred Stock discount amounting to $4.5 million (2008 — $483 thousand).
As part of the Series C preferred stock transaction with the U.S. Treasury effected on December 5, 2008, the Corporation issued to the U.S. Treasury a warrant to purchase 20,932,836 shares of the Corporation’s common stock at an exercise price of $6.70 per share, which continues to be outstanding in full and without amendment at December 31, 2010. The warrant is immediately exercisable, subject to certain restrictions, and has a 10-year term. The exercise price and number of shares subject to the warrant are both subject to anti-dilution adjustments. U.S. Treasury may not exercise voting power with respect to shares of common stock issued upon exercise of the warrant. Neither the Series C preferred stock (exchanged for trust preferred securities) nor the warrant nor the shares issuable upon exercise of the warrant are subject to any contractual restriction on transfer.
The Corporation’s common stock trades on the NASDAQ Stock Market (the “NASDAQ”) under the symbol BPOP. On September 18, 2009, the Corporation announced the voluntary delisting of its 2003 Series A and 2008 Series B preferred stock from the NASDAQ effective October 8, 2009.
On May 4, 2010, following stockholder approval, the Corporation amended its restated certificate of incorporation to provide for an increase in the number of shares of the Corporation’s common stock authorized for issuance from 700 million shares to 1.7 billion shares.
In April 2010, the Corporation raised $1.15 billion through the sale of 46,000,000 depositary shares, each representing a 1/40th interest in a share of Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D, no par value, $1,000 liquidation preference per share. The preferred stock represented by depositary shares automatically converted into shares of the Corporation’s common stock at a conversion rate of 8.3333 shares of common stock for each depositary share on May 11, 2010, which was the 5th business day after the Corporation’s common stockholders approved the amendment to the Corporation’s restated certificate of incorporation to increase the number of authorized shares of common stock. The conversion of the depositary shares of preferred stock resulted in the issuance of 383,333,333 additional shares of common stock. The net proceeds from the public offering amounted to approximately $1.1 billion, after deducting the underwriting discount and estimated offering expenses. Note 26 to the consolidated financial statements provides information on the impact of the conversion on net income per common share.
During the third quarter of 2009, the Corporation issued 357,510,076 new shares of common stock in exchange of its Series A and Series B preferred stock and trust preferred securities, which resulted in an increase in common stockholders’ equity of $923 million. This increase included newly issued common stock and surplus of $612.4 million and a favorable impact to accumulated deficit of $311 million, including $80.3 million in gains on the extinguishment of junior subordinated debentures that relate to the trust preferred securities. Refer to Note 22 for information on the exchange offers.
On February 19, 2009, the Board of Directors of the Corporation resolved to retire 13,597,261 shares of the Corporation’s common stock that were held by the Corporation as treasury shares. It is the Corporation’s accounting policy to account, at retirement, for the excess of the cost of the treasury stock over its par value entirely to surplus. The impact of the retirement is reflected in the accompanying consolidated statements of changes in stockholders’ equity.

The Corporation’s common stock ranks junior to all series of preferred stock as to dividend rights and / or as to rights on liquidation, dissolution or winding up of the Corporation. Dividends on each series of preferred stock are payable if declared. The Corporation’s ability to declare or pay dividends on, or purchase, redeem or otherwise acquire, its common stock is subject to certain restrictions in the event that the Corporation fails to pay or set aside full dividends on the preferred stock for the latest dividend period. The ability of the Corporation to pay dividends in the future is limited by regulatory requirements, the Corporation’s agreements with the U.S. Treasury described above, legal availability of funds, recent and projected financial results, capital levels and liquidity of the Corporation, general business conditions and other factors deemed relevant by the Corporation’s Board of Directors.
During the year ended December 31, 2010, the Corporation did not declare dividends on its common stock (2009 — cash dividends of $0.02 per common share outstanding or $5.6 million; 2008 — $0.48 per common share or $134.9 million). There were no dividends payable to shareholders of common stock at December 31, 2010 and 2009 (2008 — $23 million).
The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund totaled $402 million at December 31, 2010 (2009 — $402 million; 2008 — $392 million). During 2010, there were no transfers to the statutory reserve account (2009 — $10 million; 2008 — $18 million). At December 31, 2010, 2009, and 2008, BPPR was in compliance with the statutory reserve requirement.
Note 25 — Regulatory capital requirements:
The Corporation and its banking subsidiaries are subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can lead to certain mandatory and additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Board and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based ratio of at least 10%. Management has determined that at December 31, 2010 and 2009, the Corporation exceeded all capital adequacy requirements to which it is subject.
At December 31, 2010 and 2009, BPPR and BPNA were well-capitalized under the regulatory framework for prompt corrective action. At December 31, 2010, management believes that there were no conditions or events since the most recent notification date that could have changed the institution’s category.
The Corporation has been designated by the Federal Reserve Board as a Financial Holding Company (“FHC”) and is eligible to engage in certain financial activities permitted under the Gramm-Leach-Bliley Act of 1999.

The following tables present the Corporation’s risk-based capital and leverage ratios at December 31, 2010 and 2009.

	Actual		Capital adequacy minimum requirement
(In thousands)	Amount	Ratio	Amount	Ratio
	2010

Total Capital (to Risk-Weighted Assets):
Corporation	$4,061,883	15.81%	$2,054,994	8%
BPPR	2,450,628	13.15	1,490,620	8
BPNA	1,244,884	18.87	527,775	8

Tier I Capital (to Risk-Weighted Assets):
Corporation	$3,733,776	14.54%	$1,027,497	4%
BPPR	2,028,968	10.89	745,310	4
BPNA	1,159,245	17.57	263,887	4

Tier I Capital (to Average Assets):
Corporation	$3,733,776	9.72%	$1,152,001	3%
			1,536,001	4
BPPR	2,028,968	7.07	860,981	3
			1,148,066	4
BPNA	1,159,245	12.86	270,480	3
			360,639	4

	Actual		Capital adequacy minimum requirement
(In thousands)	Amount	Ratio	Amount	Ratio
	2009

Total Capital (to Risk-Weighted Assets):
Corporation	$2,910,442	11.13%	$2,091,750	8%
BPPR	2,233,995	12.56	1,423,486	8
BPNA	866,811	10.86	638,815	8

Tier I Capital (to Risk-Weighted Assets):
Corporation	$2,563,915	9.81%	$1,045,875	4%
BPPR	1,575,837	8.86	711,743	4
BPNA	760,181	9.52	319,407	4

Tier I Capital (to Average Assets):
Corporation	$2,563,915	7.50%	$1,025,917	3%
			1,367,890	4
BPPR	1,575,837	6.87	688,612	3
			918,149	4
BPNA	760,181	7.15	318,853	3
			425,137	4

The following table presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized under prompt corrective action.

	2010		2009

(In thousands)	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets):
BPPR	$1,863,505	10%	$1,779,358	10%
BPNA	659,718	10	798,518	10

Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,118,103	6%	$1,067,615	6%
BPNA	395,831	6	479,111	6

Tier I Capital (to Average Assets):
BPPR	$1,435,082	5%	$1,147,687	5%
BPNA	450,799	5	531,422	5

Note 26 — Net (loss) income per common share:
The following table sets forth the computation of net (loss) income per common share (“EPS”), basic and diluted, for the years ended December 31, 2010, 2009 and 2008.

(In thousands, except share information)	2010	2009	2008

Net income (loss) from continuing operations	$137,401	$(553,947)	$(680,468)
Net loss from discontinued operations	—	(19,972)	(563,435)
Preferred stock dividends	(310)	(39,857)	(34,815)
Deemed dividend on preferred stock [1]	(191,667)	—	—
Preferred stock discount accretion	—	(4,515)	(482)
Favorable impact from exchange of shares of Series A and B preferred stock for common stock, net of issuance costs	—	230,388	—
Favorable impact from exchange of Series C preferred stock for trust preferred securities	—	485,280	—

Net (loss) income applicable to common stock	$(54,576)	$97,377	$(1,279,200)

Average common shares outstanding	885,154,040	408,229,498	281,079,201
Average potential dilutive common shares	—	—	—

Average common shares outstanding- assuming dilution	885,154,040	408,229,498	281,079,201

Basic and diluted EPS from continuing operations	$(0.06)	$0.29	$(2.55)
Basic and diluted EPS from discontinued operations	—	(0.05)	(2.00)

Basic and diluted EPS	$(0.06)	$0.24	$(4.55)

[1]	Deemed dividend related to the issuance of depositary shares and the conversion of the preferred stock into shares of common stock in the second quarter of 2010.

The conversion of contingently convertible perpetual non-cumulative preferred stock into shares of the Corporation’s common stock during the second quarter of 2010 resulted in a non-cash beneficial conversion of $191.7 million, representing the intrinsic value between the conversion rate of $3.00 and the common stock closing price of $3.50 on April 13, 2010, the date the preferred shares were offered. The beneficial conversion was recorded as a deemed dividend to the preferred stockholders reducing retained earnings, with a corresponding offset to surplus (paid in capital), and thus did not affect total stockholders’ equity or the book value of the common stock. However, the deemed dividend decreased the net income applicable to common stock and affected the calculation of basic and diluted EPS for the year ended December 31, 2010. Moreover, in computing diluted EPS, dilutive convertible securities that remained outstanding for the period prior to actual conversion were not included as average potential common shares because the effect would have been antidilutive. In computing both basic and diluted EPS, the common shares issued upon actual conversion were included in the weighted average calculation of common shares, after the date of conversion, provided that they remained outstanding.
Potential common shares consist of common stock issuable under the assumed exercise of stock options and restricted stock awards using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise, in addition to the amount of compensation cost attributed to future services, are used to purchase common stock at the exercise date. The difference between the number of potential shares issued and the shares purchased is added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share. Warrants, stock options, and restricted stock awards that result in lower potential shares issued than shares purchased under the treasury stock method are not included in the computation of dilutive earnings per share since their inclusion would have an antidilutive effect in earnings per common share.
For year 2010, there were 2,471,424 weighted average antidilutive stock options outstanding (2009 - 2,715,852; 2008 — 3,036,843). Additionally, the Corporation has outstanding a warrant to purchase 20,932,836 shares of common stock, which have an antidilutive effect at December 31, 2010.
Note 27 — Other service fees:
The following table presents the major categories of other service fees for the years ended December 31, 2010, 2009 and 2008.

	December 31,
(In thousands)	2010	2009	2008

Debit card fees	$100,639	$110,040	$108,274
Credit card fees and discounts	84,786	94,636	107,713
Insurance fees	49,768	50,132	50,417
Processing fees	45,055	55,005	51,731
Sale and administration of investment products	37,783	34,134	34,373
Mortgage servicing fees, net of fair value adjustments	24,801	15,086	25,987
Other fees	34,672	35,154	37,668

Total other services fees	$377,504	$394,187	$416,163

Note 28 — Employee benefits:
Pension and benefit restoration plans
Certain employees of BPPR and BPNA are covered by non-contributory defined benefit pension plans. Pension benefits are based on age, years of credited service, and final average compensation.
BPPR’s non-contributory, defined benefit retirement plan is currently closed to new hires and to employees who at December 31, 2005 were under 30 years of age or were credited with less than 10 years of benefit service. Effective May 1, 2009, the accrual of the benefits under the BPPR retirement plan were frozen to all participants. Pursuant to the amendment, the retirement plan participants will not receive any additional credit for compensation earned and service performed after April 30, 2009 for purposes of calculating benefits under the retirement plan. The retirement plan’s benefit formula is based on a percentage of average final compensation and years of service. Normal retirement age under the retirement plans is age 65 with 5 years of service. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). Benefits under the BPPR retirement plan are subject to the U.S. Internal Revenue Code limits on compensation and benefits. Benefits under restoration plans restore benefits to selected employees that are limited under the retirement plan due to U.S. Internal Revenue Code limits and a compensation definition that excludes amounts deferred pursuant to nonqualified arrangements. The freeze applied to the restoration plan as well.
During the third quarter of 2010, the Corporation amended the pension benefits as a result of the EVERTEC sale described in Note 4 to the consolidated financial statements. As a result of such amendment, the EVERTEC employees not currently eligible to retire may become eligible for subsidized early retirement benefits provided they reach retirement age while working with the acquirer.
Effective April 1, 2007, the Corporation’s U.S.A. non-contributory, defined benefit retirement plan, which covered substantially all salaried employees of BPNA hired before June 30, 2004, was amended to freeze the plan and terminate it as soon as practical thereafter. Participants in this plan were no longer entitled to any further benefit accruals on or after that date. These actions were also applicable to the related plan that restored benefits to select employees that were limited under the retirement plan. During the second quarter of 2010, the Corporation settled its U.S. retirement plan, which had been frozen in 2007. The U.S. retirement plan assets were distributed to plan participants during the fourth quarter of 2010.
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
The plans’ target allocation based on market value for 2010 and 2009, by asset category, is summarized in the table below.

	Allocation range	Maximum allotment

Equity	0 - 70%	70%
Fixed / variable income	0 - 100%	100%
Cash and cash equivalents	0 - 100%	100%

The following table presents the composition of the assets of the pension and benefit restoration plans.

(In thousands)	2010	2009

Investments, at fair value:
Allocated share of Master Trust net assets	$455,102	$414,775
Popular, Inc. common stock	8,622	6,206
Private equity investment	836	884

Total investments	464,560	421,865

Receivables:
Accrued interest and dividends	—	55

Total receivables	—	55

Cash and cash equivalents	18	12,212

Total assets	$464,578	$434,132

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
At December 31, 2010, the pension and restoration plans’ interest in the net assets of the Master Trust was approximately 88.4% (2009 — 87.8%).

The following table sets forth by level, within the fair value hierarchy, the plans’ assets at fair value at December 31, 2010 and 2009. The following table does not include the plans’ interests in the Master Trust because that information is presented in a separate table.

	2010				2009
(In thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Equity securities	$8,622	—	—	$8,622	$6,206	—	—	$6,206
Private equity investment	—	—	$836	836	—	—	$884	884
Cash and cash equivalents	18	—	—	18	12,212	—	—	12,212
Accrued interest and dividends	—	—	—	—	—	—	55	55

Total assets, excluding interests in Master Trust	$8,640	—	$836	$9,476	$18,418	—	$939	$19,357

Following is a description of the plans’ valuation methodologies used for assets measured at fair value:
•	Equity securities — Equity securities with quoted market prices obtained from an active exchange market are classified as Level 1.

•	Private equity investments — Private equity investments include an investment in a private equity fund. This fund value is recorded at the net asset value (NAV) of the fund which is affected by the changes of the fair value of the investments held in the fund. This fund is classified as Level 3.

•	Cash and cash equivalents — The carrying amount of cash and cash equivalents are reasonable estimates of their fair value since they are available on demand or due to their short-term maturity.

•	Accrued interest and dividends — Given the short-term nature of these assets, their carrying amount approximates fair value. Since there is a lack of observable inputs related to instrument specific attributes, these are reported as Level 3.
The following table presents the changes in Level 3 assets measured at fair value.

(In thousands)	2010	2009

Balance at beginning of year	$939	$1,466
Actual return on plan assets:
Change in unrealized gain (loss) relating to instruments still held at the reporting date	(48)	(363)
Actual return on plan assets (gain (loss)) relating to instruments sold during the year	—	—
Purchases, sales, issuances, settlements, paydowns and maturities (net)	(55)	(164)
Transfers in and/or out of Level 3	—	—

Balance at end of year	$836	$939

Master Trust
The following table presents the investments held in the Master Trust at December 31, 2010 and 2009, broken down by level within the fair value hierarchy.

	2010				2009
(In thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Obligations of the U.S. Government and its agencies	—	$50,417	—	$50,417	—	$25,733	—	$25,733
Corporate bonds and debentures	—	47,263	—	47,263	—	47,792	—	47,792
Equity securities	$228,054	—	—	228,054	$207,747	—	—	207,747
Index fund — equity	2,267	—	—	2,267	5,164	—	—	5,164
Foreign equity fund	—	65,491	—	65,491	—	57,082	—	57,082
Commodity fund	—	17,409	—	17,409	—	16,274	—	16,274
Index fund — fixed income	—	2,284	—	2,284	—	7,868	—	7,868
Mortgage-backed securities	—	72,959	—	72,959	—	85,921	—	85,921
Private equity investments	—	—	$836	836	—	—	$894	894
Cash and cash equivalents	25,926	—	—	25,926	16,440	—	—	16,440
Accrued investment income	—	—	1,655	1,655	—	—	1,719	1,719

Total assets	$256,247	$255,823	$2,491	$514,561	$229,351	$240,670	$2,613	$472,634

The closing prices reported in the active markets in which the securities are traded are used to value the investments in the Master Trust.
Following is a description of the Master Trust’s valuation methodologies used for investments measured at fair value:
•	Obligations of U.S. Government and its agencies — The fair value of Obligations of U.S. Government and agencies obligations is based on an active exchange market and is based on quoted market prices for similar securities. These securities are classified as Level 2. U.S. agency structured notes are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector and for which the fair value incorporates an option adjusted spread in deriving their fair value. These securities are classified as Level 2.

•	Corporate bonds and debentures — Corporate bonds and debentures are valued at fair value at the closing price reported in the active market in which the bond is traded. These securities are classified as Level 2.

•	Equity securities — Equity securities with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.

•	Index funds — equity — Investments in index funds — equity with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.

•	Index funds — fixed income, foreign equity funds and commodity funds — These investments are valued at the net asset value (NAV) of shares held by the plan at year end. These securities are classified as Level 2.

•	Mortgage-backed securities — Certain agency mortgage and other asset backed securities (“MBS”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. The agency MBS is classified as Level 2.

•	Private equity investments — Private equity investments include an investment in a private equity fund. The fund value is recorded at its net asset value (NAV) which is affected by the changes in the fair market value of the investments held in the fund. This fund is classified as Level 3.

•	Cash and cash equivalents — The carrying amount of cash and cash equivalents is a reasonable estimate of the fair value since it is available on demand.

•	Accrued investment income — Given the short-term nature of these assets, their carrying amount approximates fair value. Since there is a lack of observable inputs related to instrument specific attributes, these are reported as Level 3.

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
The following table presents the changes in the Master Trust’s Level 3 assets measured at fair value for the years ended December 31, 2010 and 2009.

(In thousands)	2010	2009

Balance at beginning of year	$2,613	$2,949
Actual return on plan assets:
Change in unrealized gain (loss) relating to instruments still held at the reporting date	(58)	(444)
Actual return on plan assets (gain (loss)) relating to instruments sold during the year	—	—
Purchases, sales, issuances, settlements, paydowns and maturities (net)	(64)	108
Transfers in and / or out of Level 3	—	—

Balance at end of year	$2,491	$2,613

There were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2009 and 2010. There were no transfers in and/or out of Level 1 and Level 2 during the years ended December 31, 2009 and 2010.
At December 31, 2010, the pension and restoration plans held 2,745,720 shares (2009 — 2,745,720) of the Corporation’s common stock with a fair value of $8.6 million (2009 — $6.2 million). No dividends were paid during 2010 on shares of the Corporation’s common stock held by the plans (2009 — $275 thousand).

The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31, 2010 and 2009.

	Pension Plans		Benefit Restoration Plans
(In thousands)	2010	2009	2010	2009

Change in benefit obligation:
Benefit obligation at beginning of year	$557,308	$596,489	$26,396	$31,219
Service cost	—	3,330	—	340
Interest cost	31,513	32,672	1,537	1,616
Curtailment (gain) loss	—	(40,947)	—	(4,349)
Actuarial loss (gain)	58,019	(4,791)	3,235	(1,955)
Benefits paid	(43,586)	(29,445)	(867)	(475)

Benefit obligations at end of year	$603,254	$557,308	$30,301	$26,396

Change in plan assets:
Fair value of plan assets at beginning of year	$413,631	$373,709	$20,501	$15,916
Actual return on plan assets	45,932	60,135	2,333	3,314
Employer contributions	26,589	9,232	45	1,746
Benefits paid	(43,586)	(29,445)	(867)	(475)

Fair value of plan assets at end of year	$442,566	$413,631	$22,012	$20,501

Amounts recognized in accumulated other comprehensive loss:
Net loss	$176,910	$146,935	$8,237	$6,119

Accumulated other comprehensive loss (AOCL)	$176,910	$146,935	$8,237	$6,119

Reconciliation of net (liability) asset:
Net (liability) asset at beginning of year	$(143,677)	$(222,780)	$(5,896)	$(15,303)
Amount recognized in AOCL at beginning of year, pre-tax	146,935	241,923	6,119	15,017

(Accrual) prepaid beginning of year	3,258	19,143	223	(286)
Net periodic benefic (cost) income	(9,396)	(24,297)	(320)	(1,577)
Additional benefit (cost) income	(4,229)	(820)	—	340
Contributions	26,589	9,232	45	1,746

Prepaid (accrual) at end of year	16,222	3,258	(52)	223
Amount recognized in AOCL	(176,910)	(146,935)	(8,237)	(6,119)

Net (liability) asset at end of year	$(160,688)	$(143,677)	$(8,289)	$(5,896)

The table below presents a breakdown of the plans’ liabilities at December 31, 2010 and 2009.

(In thousands)	Pension Plans		Benefit Restoration Plans
	2010	2009	2010	2009

Current liabilities	—	$1,740	$51	$48
Non-current liabilities	$160,688	141,937	8,238	5,848

The following table presents the change in accumulated other comprehensive loss (“AOCL”), pre-tax, for the years ended December 31, 2010 and 2009.

(In thousands)	Pension Plans		Benefit Restoration Plans
	2010	2009	2010	2009

Accumulated other comprehensive loss at beginning of year	$146,935	$241,923	$6,119	$15,017

Increase (decrease) in AOCL:
Recognized during the year:
Prior service (cost) credit	—	(864)	—	304
Actuarial (losses) gains	(12,974)	(13,794)	(397)	(824)
Occurring during the year:	—	—	—	—
Net actuarial losses (gains)	42,949	(80,330)	2,515	(8,378)

Total increase (decrease) in AOCL	29,975	(94,988)	2,118	(8,898)

Accumulated other comprehensive loss at end of year	$176,910	$146,935	$8,237	$6,119

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost (credit) during 2011.

(In thousands)	Pension Plans	Benefit Restoration Plans

Net loss	$11,320	$591

The following table presents information for plans with an accumulated benefit obligation in excess of plan assets.

	Pension Plans		Benefit Restoration Plans
(In thousands)	2010	2009	2010	2009

Projected benefit obligation	$603,254	$557,308	$30,301	$26,396
Accumulated benefit obligation	603,254	557,308	30,301	26,396
Fair value of plan assets	442,566	413,631	22,012	20,501

The actuarial assumptions used to determine benefit obligations for the years ended December 31, were as follows:

	2010	2009

Discount rate:
P.R. Plan	5.30%	5.90%
U.S. Plan	—	4.30
Rate of compensation increase — weighted average:
P.R. Plan	—	—
U.S. Plan	—	—

The following table presents the actuarial assumptions used to determine the components of net periodic pension cost.

	Pension Plans			Benefit Restoration Plans
	2010	2009	2008	2010	2009	2008

Discount rate:
P.R. Plan	5.90%	6.10%	6.40%	5.90%	6.10%	6.40%
U.S. Plan	—	4.00%	4.52%	—	—	5.75%
Discount rate at remeasurement	—	6.70%	—		6.70%	—

Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%

Rate of compensation increase — weighted average:
P.R. Plan	—	4.50%	4.60%	—	4.50%	4.60%
U.S. Plan	—	—	—	—	—	—

The following table presents the components of net periodic pension cost.

	Pension Plans			Benefit Restoration Plans
(In thousands)	2010	2009	2008	2010	2009	2008
Components of net periodic pension cost:
Service cost	—	$3,330	$9,261	—	$340	$729
Interest cost	$31,513	32,672	34,444	$1,537	1,616	1,843
Expected return on plan assets	(30,862)	(25,543)	(40,676)	(1,614)	(1,239)	(1,680)
Amortization of prior services cost	—	44	266	—	(9)	(53)
Amortization of net loss	—	13,794	—	—	869	686
Recognized net actuarial loss (gain)	8,745	—	—	397	—	—

Net periodic cost (benefit)	9,396	24,297	3,295	320	1,577	1,525
Settlement loss (gain)	4,229	—	—	—	—	(24)
Curtailment loss (gain)	—	820	—	—	(340)	—

Total cost	$13,625	$25,117	$3,295	$320	$1,237	$1,501

During 2011, the Corporation expects to contribute $125 million to the pension plans and $2.3 million to the benefit restoration plans.
The following table presents benefit payments expected to be paid in future years.

(In thousands)	Pension Plans	Benefit Restoration Plans

2011	$31,467	$946
2012	32,371	1,119
2013	33,301	1,268
2014	34,195	1,416
2015	35,109	1,663
2016 - 2020	186,579	10,207

Postretirement health care benefits
In addition to providing pension benefits, BPPR provides certain health care benefits for certain retired employees. Regular employees of BPPR, hired before February 1, 2000, may become eligible for health care benefits, provided they reach retirement age while working for BPPR. During the third quarter of 2010, the Corporation amended the postretirement benefits as a result of the EVERTEC sale described in Note 4 to the consolidated financial statements. As a result of such amendment, the EVERTEC employees may become eligible for health care benefits provided they reach retirement age while working with the acquirer.
The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost for the postretirement health care benefit plan during 2011.

(In thousands)	2011

Net prior service cost (credit)	$(1,046)
Net loss	$1,089

The following table presents the status of the Corporation’s unfunded postretirement benefit plan at December 31, 2010 and 2009.

(In thousands)	2010	2009

Change in benefit obligation:
Benefit obligation at beginning of the year	$111,628	$135,943
Service cost	1,727	2,195
Interest cost	6,434	8,105
Temporary deviation (gain) loss	86	—
Termination benefit (gain) loss	671	—
Benefits paid	(5,069)	(5,031)
Actuarial loss (gain)	48,836	(29,584)

Benefit obligation end of year	$164,313	$111,628

Funded status at end of year:
Benefit obligation at end of year	$(164,313)	$(111,628)
Fair value of plan assets	—	—

Funded status at end of year	$(164,313)	$(111,628)

Amounts recognized in accumulated other comprehensive loss:
Net prior service cost	$(1,161)	$(2,207)
Net loss (gain)	26,949	(23,061)

Accumulated other comprehensive loss (income)	$25,788	$(25,268)

Reconciliation of net (liability) asset:
Net (liability) asset at beginning of year	$(111,628)	$(135,942)
Amount recognized in accumulated other comprehensive (income) loss at beginning of year, pre-tax	(25,268)	3,269

(Accrual) prepaid at beginning of year	(136,896)	(132,673)
Additional benefit (cost) income	(757)	—
Net periodic benefit (cost) income	(5,940)	(9,254)
Contributions	5,068	5,031

(Accrual) prepaid at end of year	(138,525)	(136,896)
Amount recognized in accumulated other comprehensive (loss) income	(25,788)	25,268

Net liability at end of year	$(164,313)	$(111,628)

The table below presents a breakdown of the post-retirement plan liability.

(In thousands)
	2010	2009

Current liabilities	$6,159	$5,165
Non-current liabilities	158,154	106,463

The following table presents the change in accumulated other comprehensive income, pre-tax for the postretirement plan.

(In thousands)	2010	2009

Accumulated other comprehensive (income) loss at beginning of year	$(25,268)	$3,269

Decrease in accumulated other comprehensive income:
Recognized during the year:
Prior service (cost) credit	1,046	1,046
Actuarial gains (losses)	1,175	—
Occurring during the year:
Net actuarial losses (gains)	48,835	(29,583)

Total decrease in accumulated other comprehensive income	51,056	(28,537)

Accumulated other comprehensive loss (income) at end of year	$25,788	$(25,268)

The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 2010 was 5.30% (2009 — 5.90%).
The weighted average discount rate used to determine the components of net periodic postretirement benefit cost for the year ended December 31, 2010 was 5.90% (2009 — 6.10%; 2008 — 6.40%).
The following table presents the components of net periodic postretirement benefit cost.

(In thousands)	2010	2009	2008

Service cost	$1,727	$2,195	$2,142
Interest cost	6,434	8,105	8,219
Amortization of prior service benefit	(1,046)	(1,046)	(1,046)
Recognized net actuarial (gain) loss	(1,175)	—	—

Net periodic benefit cost	5,940	9,254	9,315
Temporary deviation (gain) loss	86	—	—
Termination benefit (gain) loss	671	—	—

Total net periodic benefit cost	$6,697	$9,254	$9,315

The following table presents the assumed health care cost trend rates at December 31, 2010 and 2009.

To determine postretirement benefit obligation:	2010	2009

Initial health care cost trend rates:
Initial — Medicare Advantage Plans	25.00%	7.00%
All other plans	6.50	7.00
Ultimate health care cost trend rate	5.00	5.00
Year that the ultimate trend rate is reached	2014	2014

To determine net periodic benefit cost:	2010	2009

Initial health care cost trend rate	7.00%	7.50%
Ultimate health care cost trend rate	5.00	5.00
Year that the ultimate trend rate is reached	2014	2014

The Plan provides that the cost will be capped to 3% of the annual health care cost increase affecting only those employees retiring after February 1, 2001.
Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. The following table presents the effects of a one-percentage-point change in assumed health care cost trend rates.

	1-Percentage Point	1-Percentage Point
(In thousands)	Increase	Decrease

Effect on total service cost and interest cost components	$480	$(707)
Effect on postretirement benefit obligation	$5,597	$(6,476)

The Corporation expects to contribute $6.2 million to the postretirement benefit plan in 2011 to fund current benefit payment requirements.
The following table presents the timing of expected benefit payments.

(In thousands)

2011	$6,159
2012	6,897
2013	7,786
2014	8,181
2015	8,539
2016 - 2020	48,750

Savings plans
The Corporation also provides defined contribution savings plans pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code and Section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of the Corporation. Investments in the plans are participant-directed, and employer matching contributions are determined based on the specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. Effective March 20, 2009, the savings plans were amended to suspend the employer matching contribution to the plan. The Corporation did not incur costs associated to the matching contributions during the year ended December 31, 2010 (2009 — $2.9 million; 2008 — $18.8 million).
The plans held 20,164,151 (2009 — 22,239,167; 2008 — 17,254,175) shares of common stock of the Corporation with a market value of approximately $63.3 million at December 31, 2010 (2009 — $50.3 million; 2008 — $89.0 million).
Note 29- Stock-based compensation
The Corporation maintained a Stock Option Plan (the “Stock Option Plan”), which permitted the granting of incentive awards in the form of qualified stock options, incentive stock options, or non-statutory stock options of the Corporation. In April 2004, the Corporation’s shareholders adopted the Popular, Inc. 2004 Omnibus Incentive Plan (the “Incentive Plan”), which replaced and superseded the Stock Option Plan. The adoption of the Incentive Plan did not alter the original terms of the grants made under the Stock Option Plan prior to the adoption of the Incentive Plan.
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
The following table presents information on stock options outstanding at December 31, 2010.

(Not in thousands)
			Weighted-Average
		Weighted-Average	Remaining Life of		Weighted-Average
Exercise Price Range	Options	Exercise Price of	Options Outstanding in	Options Exercisable	Exercise Price of
per Share	Outstanding	Options Outstanding	Years	(fully vested)	Options Exercisable

$14.39 - $18.50	1,102,614	$15.85	1.74	1,102,614	$15.85
$19.25 - $27.20	1,172,552	$25.21	3.49	1,172,552	$25.21

$14.39 - $27.20	2,275,166	$20.67	2.64	2,275,166	$20.67

There was no intrinsic value of options outstanding at December 31, 2010 (2009 — $0.2 million; 2008 — $1.6 million). There was no intrinsic value of options exercisable at December 31, 2010, 2009 and 2008.

The following table summarizes the stock option activity and related information for the years ended December 31, 2010, 2009 and 2008.

		Weighted-Average
(Not in thousands)	Options Outstanding	Exercise Price

Outstanding at January 1, 2008	3,092,192	$20.64
Granted	—	—
Exercised	—	—
Forfeited	(40,842)	26.29
Expired	(85,507)	19.67

Outstanding at December 31, 2008	2,965,843	$20.59
Granted	—	—
Exercised	—	—
Forfeited	(59,631)	26.42
Expired	(353,549)	19.25

Outstanding at December 31, 2009	2,552,663	$20.64
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	(277,497)	20.43

Outstanding at December 31, 2010	2,275,166	$20.67

The stock options exercisable at December 31, 2010 totaled 2,275,166 (2009 — 2,466,276; 2008 - 2,653,114). There were no stock options exercised during the years ended December 31, 2010, 2009 and 2008. Thus, there was no intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008.
There were no new stock option grants issued by the Corporation under the Stock Option Plan during 2010, 2009 and 2008.
There was no stock option expense recognized for the year ended December 31, 2010 (2009 — $0.2 million, with a tax benefit of $92 thousand; 2008 — $1.1 million, with a tax benefit of $0.4 million).
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

The following table summarizes the restricted stock activity under the Incentive Plan for members of management for the years ended December 31, 2010, 2009 and 2008.

(Not in thousands)	Restricted Stock	Weighted-Average Grant Date Fair Value

Non-vested at January 1, 2008	303,686	$22.37
Granted	—	—
Vested	(50,648)	20.33
Forfeited	(4,699)	19.95

Non-vested at December 31, 2008	248,339	$22.83
Granted	—	—
Vested	(104,791)	21.93
Forfeited	(5,036)	19.95

Non-vested at December 31, 2009	138,512	$23.62
Granted	1,525,416	2.70
Vested	(340,879)	7.87
Forfeited	(191,313)	3.24

Non-vested at December 31, 2010	1,131,736	$3.61

During the year ended December 31, 2010, 1,525,416 shares of restricted stock were awarded to management under the Incentive Plan, from which 1,305,035 shares of restricted stock were awarded to management consistent with the requirements of the TARP Interim Final Rule. The shares of restricted stock, which were awarded to management consistent with the requirements of the TARP Interim Final Rule, were determined upon consideration of management’s execution of critical 2009 initiatives to manage the Corporation’s liquidity and capitalization, strategically reposition its United States operations, and improve management effectiveness and cost control. The shares will vest on the secondary anniversary of the grant date, and they may become transferrable in 25% increments as the Corporation repays each 25% portion of the aggregate financial assistance received under the United States Treasury Department’s Capital Purchase Program under the Emergency Economic Stabilization Act of 2008. In addition, the grants are also subject to further performance criteria as the Corporation must achieve profitability for at least one fiscal year for awards to be payable. During the years ended December 31, 2009 and 2008, no shares of restricted stock were awarded to management under the Incentive Plan.
Beginning in 2007, the Corporation authorized the issuance of performance shares, in addition to restricted shares, under the Incentive Plan. The performance share awards consist of the opportunity to receive shares of Popular Inc.’s common stock provided that the Corporation achieves certain performance goals during a three-year performance cycle. The compensation cost associated with the performance shares is recorded ratably over a three-year performance period. The performance shares are granted at the end of the three-year period and vest at grant date, except when the participant’s employment is terminated by the Corporation without cause. In such case, the participant would receive a pro-rata amount of shares calculated as if the Corporation would have met the performance goal for the performance period. At December 31, 2010, 42,859 shares have been granted under this plan (2009- 35,397; 2008 — 7,106).
During the year ended December 31, 2010, the Corporation recognized $1.0 million of restricted stock expense related to management incentive awards, with a tax benefit of $0.4 million (2009 - $1.5 million, with a tax benefit of $0.6 million; 2008 — $2.2 million, with a tax benefit of $0.9 million). The fair market value of the restricted stock vested was $3.2 million at grant date and $0.9 million at vesting date. This triggers a shortfall, net of windfalls, of $2.3 million that was recorded as an additional income tax expense at the applicable income tax rate. No additional income tax expense was recorded for the U.S. employees due to the valuation allowance of the deferred tax asset. During the year ended December 31, 2010, the Corporation recognized $0.5 million of performance share expense, with a tax benefit of $0.2 million (2009 — $0.6 million, with a tax benefit of $0.1 million; 2008 — $0.9 million, with a tax benefit of $0.4 million). The total unrecognized compensation cost related to non-vested restricted stock awards and performance shares to members of management at December 31, 2010 was $2.4 million and is expected to be recognized over a weighted-average period of 1.5 years.

The following table summarizes the restricted stock activity under the Incentive Plan for members of the Board of Directors for the years ended December 31, 2010, 2009 and 2008.

		Weighted-Average
(Not in thousands)	Restricted Stock	Grant Date Fair Value

Non-vested at January 1, 2008	—	—
Granted	56,025	$10.75
Vested	(56,025)	10.75
Forfeited	—	—

Non-vested at December 31, 2008	—	—
Granted	270,515	2.62
Vested	(270,515)	2.62
Forfeited	—	—

Non-vested at December 31, 2009	—	—
Granted	305,898	$2.95
Vested	(305,898)	2.95
Forfeited	—	—

Non-vested at December 31, 2010	—	—

During the year ended December 31, 2010, the Corporation granted 305,898 shares of restricted stock to members of the Board of Directors of Popular, Inc. and BPPR, which became vested at grant date (2009 — 270,515; 2008 — 56,025). During this period, the Corporation recognized $0.5 million of restricted stock expense related to these restricted stock grants, with a tax benefit of $0.2 million (2009 — $0.5 million, with a tax benefit of $0.2 million; 2008 — $0.5 million, with a tax benefit of $0.2 million). The fair value at vesting date of the restricted stock vested during the year ended December 31, 2010 for directors was $0.9 million.
Note 30 — Rental expense and commitments:
At December 31, 2010, the Corporation was obligated under a number of non-cancelable leases for land, buildings, and equipment which require rentals (net of related sublease rentals) as follows:

Year	Minimum payments	Sublease rentals	Net
	(In thousands)

2011	$39,591	$1,275	$38,316
2012	38,131	1,460	36,671
2013	36,593	1,606	34,987
2014	34,518	1,543	32,975
2015	31,932	1,392	30,540
Later years	203,569	707	202,862

	$384,334	$7,983	$376,351

Total rental expense for the year ended December 31, 2010 was $60.7 million (2009 — $65.6 million; 2008 — $79.5 million), which is included in net occupancy, equipment and communication expenses, according to their nature.
Note 31 — Income taxes:
The components of income tax expense (benefit) for the continuing operations for the years ended December 31, are summarized in the following table.

(In thousands)	2010	2009	2008

Current income tax expense:
Puerto Rico	$119,729	$75,368	$91,609
Federal and States	628	3,012	5,106

Subtotal	120,357	78,380	96,715

Deferred income tax (benefit) expense:
Puerto Rico	(510)	(67,098)	(70,403)
Federal and States	(11,617)	(19,584)	2,507
Valuation allowance — initial recognition	—	—	432,715

Subtotal	(12,127)	(86,682)	364,819

Total income tax (benefit) expense	$108,230	$(8,302)	$461,534

The reasons for the difference between the income tax expense (benefit) applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, were as follows:

	2010		2009		2008
						% of pre-
		% of pre-tax		% of pre-tax		tax
(Dollars in thousands)	Amount	loss	Amount	income	Amount	income

Computed income tax at statutory rates	$100,586	41%	$(230,241)	41%	$(85,384)	39%
Benefits of net tax-exempt interest income	(7,799)	(3)	(50,261)	9	(62,600)	29
Effect of income subject to capital gain tax rate	(143,844)	(59)	(1,842)	—	(17,905)	8
Deferred tax asset valuation allowance	143,754	59	282,933	(50)	643,011	(294)
Non deductible expenses	28,130	11	—	—	—	—
Adjustment in deferred tax due to change in tax rate	—	—	—(12,351)	2	—	—
Difference in tax rates due to multiple jurisdictions	13,908	6	40,625	(7)	16,398	(8)
States taxes and other	(26,505)	(11)	(37,165)	6	(31,986)	15

Income tax (benefit) expense	$108,230	44%	$(8,302)	1%	$461,534	(211%)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31 were as follows:

(In thousands)	2010	2009

Deferred tax assets:
Tax credits available for carryforward	$5,833	$11,026
Net operating loss and donation carryforward available	1,222,717	843,968
Postretirement and pension benefits	131,508	103,979
Deferred loan origination fees	8,322	7,880
Allowance for loan losses	393,289	536,277
Deferred gains	13,056	14,040
Accelerated depreciation	7,108	2,418
Intercompany deferred gains	5,480	7,015
Other temporary differences	26,063	39,096

Total gross deferred tax assets	1,813,376	1,565,699

Deferred tax liabilities:
Differences between the assigned values and the tax bases of assets and liabilities recognized in purchase business combinations	31,846	25,896
Difference in outside basis between financial and tax reporting on sale of a business	11,120	—
FDIC-assisted transaction	64,049	—
Unrealized net gain on trading and available-for-sale securities	52,186	30,323
Deferred loan origination costs	6,911	9,708
Other temporary differences	1,392	5,923

Total gross deferred tax liabilities	167,504	71,850

Valuation allowance	1,268,589	1,129,882

Net deferred tax asset	$377,283	$363,967

The net deferred tax asset shown in the table above at December 31, 2010 is reflected in the consolidated statements of condition as $388 million in net deferred tax assets (in the “other assets” caption) (2009 — $364 million in deferred tax asset in the “other assets” caption) and $11 million in deferred tax liabilities in the “other liabilities” caption, reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.

At December 31, 2010, the Corporation had total tax credits of $5.8 million that will reduce the regular income tax liability in future years expiring in annual installments through the year 2015.
The deferred tax asset related to the net operating loss carryforwards (“NOLs”) and donations outstanding at December 31, 2010 expires as follows:

(In thousands)

2013	$1,447
2015	246
2016	7,552
2017	9,755
2018	16,994
2019	299
2020	134,407
2021	76
2022	971
2023	1,248
2027	77,217
2028	513,933
2029	187,614
2030	270,958

$1,222,717

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
The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2010. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position is considered significant negative evidence and has caused management to conclude that it is more likely than not that the Corporation will not be able to realize the associated deferred tax assets in the future. At December 31, 2010, the Corporation recorded a valuation allowance of approximately $1.3 billion on the deferred tax assets of its U.S. operations.
At December 31, 2010, the Corporation’s deferred tax assets related to its Puerto Rico operations amounted to $398 million. The Corporation assessed the realization of the Puerto Rico portion of the net deferred tax asset based on the weighting of all available evidence. The Corporation’s Puerto Rico Banking operation is in a cumulative loss position for the three-year period ended December 31, 2010. This situation is mainly due to the performance of the construction loan portfolio, including the charges related to the proposed sale of the portfolio. Currently, a significant portion of the construction loan portfolio has been written-down to fair value based on a bid received. The Corporation’s banking operations in Puerto Rico have a very strong earnings history, and it is managements’s view, based on that history, that the event causing this loss is not a continuing condition of the operations. Accordingly, there is enough positive evidence to outweigh the negative evidence of the cumulative loss. Based on this evidence, the Corporation has concluded that it is more likely than not that such net deferred tax asset will be realized. Management reassesses the realization of the deferred tax assets each reporting period.
Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividends-received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.

The Corporation’s federal income tax (benefit) provision for 2010 was ($8.9) million (2009 — ($12.9) million; 2008 — $436.9 million). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.
The following table presents a reconciliation of unrecognized tax benefits.

(In millions)

Balance at January 1, 2009	$40.5
Additions for tax positions related to 2009	3.7
Reductions for tax positions of prior years	(0.6)
Reductions by lapse of statute of limitations	(1.8)

Balance at December 31, 2009	$41.8
Additions for tax positions related to 2010	4.4
Additions for tax positions taken in prior years	3.5
Reductions for tax positions of prior years	(4.2)
Reduction as a result of settlements	(14.3)
Reduction by lapse of statute of limitations	(4.9)

Balance at December 31, 2010	$26.3

At December 31, 2010, the related accrued interest approximated $6.1 million (2009 — $7.2 million). The interest expense recognized during 2010 was $0.9 million (2009 — $2.5 million). Management determined that, at December 31, 2010 and 2009, there was no need to accrue for the payment of penalties. The Corporation’s policy is to report interest related to unrecognized tax benefits in income tax expense, while the penalties, if any, are reported in other operating expenses in the consolidated statements of operations.
After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $31.6 million at December 31, 2010 (2009 — $47.1 million).
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
The Corporation and its subsidiaries file income tax returns in Puerto Rico, the U.S. federal jurisdiction, various U.S. states and political subdivisions, and foreign jurisdictions. At December 31, 2010, the following years remain subject to examination: U.S. Federal jurisdiction — 2008 through 2010 and Puerto Rico — 2006 through 2010. During 2010, the U.S. Internal Revenue Service (“IRS”) completed the examination of the Corporation’s U.S. operations tax returns for 2007. As a result of examinations, the Corporation reduced the total amount of unrecognized tax benefits by $14.3 million. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $12 million.
Note 32 — Derivative instruments and hedging activities:
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
The use of derivative instruments creates exposure to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation’s credit risk will equal the fair value of the derivative asset. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. The derivative assets include a $4.8 million negative adjustment as a result of the credit risk of the counterparties at December 31, 2010 (December 31, 2009 — $5.1 million negative adjustment). On the other hand, when the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore, the fair value of derivatives liabilities incorporates nonperformance risk or the risk that the obligation will not be fulfilled. The derivative liabilities include a $1.6 million positive adjustment related to the incorporation of the Corporation’s own credit risk at December 31, 2010 (December 31, 2009 — $2.1 million positive adjustment).
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
Pursuant to the Corporation’s accounting policy, the fair value of derivatives is not offset with the amounts for the right to reclaim cash collateral or the obligation to return cash collateral. At December 31, 2010, the amount recognized for the right to reclaim cash collateral under master netting agreements was $86 million and the amount recognized for the obligation to return cash collateral was $3 million (December 31, 2009 — $88 million and $4 million, respectively).
Certain of the Corporation’s derivative instruments include financial covenants tied to the corresponding banking subsidiary’s well-capitalized status and credit rating. These agreements could require additional collateralization, early termination or both. The aggregate fair value of all derivative instruments with contingent features that were in a liability position at December 31, 2010 was $67 million (December 31, 2009 — $66 million). Based on the contractual obligations established on these derivative instruments, the Corporation has fully collateralized these positions by pledging collateral of $86 million at December 31, 2010 (December 31, 2009 — $88 million).

Financial instruments designated as cash flow hedges or non-hedging derivatives outstanding at December 31, 2010 and December 31, 2009 were as follows:

	Notional Amount		Derivative Assets			Derivative Liabilities
				Fair Value at			Fair Value at
	At December 31,			December 31,			December 31,
			Statement of			Statement of
			Condition			Condition
(In thousands)	2010	2009	Classification	2010	2009	Classification	2010	2009

Derivatives designated as hedging instruments:
Forward commitments	$256,480	$120,800	Other assets	$1,774	$1,346	Other liabilities	$839	$22

Total derivatives designated as hedging instruments	$256,480	$120,800		$1,774	$1,346		$839	$22

Derivatives not designated as hedging instruments:
Forward contracts	$278,052	$165,300	Trading account securities	$483	$1,253	Other liabilities	$1,736	$79
Interest rate swaps associated with:
- swaps with corporate clients	820,590	1,006,154	Other assets	62,175	63,120	Other liabilities	—	131
- swaps offsetting position of corporate clients’ swaps	820,590	1,006,154	Other assets	—	131	Other liabilities	66,685	67,358
Foreign currency and exchange rate commitments with clients	411	—	—	—	—	Other liabilities	4	—
Foreign currency and exchange rate commitments with counterparties	408	—	Other assets	7	—	—	—	—
Interest rate caps and floors	89,638	139,859	Other assets	240	249	—	—	—
Interest rate caps and floors for the benefit of corporate clients	89,638	139,859	—	—	—	Other liabilities	240	249
Indexed options on deposits	76,984	110,900	Other assets	8,314	6,976	—	—	—
Bifurcated embedded options	72,921	84,316		—	—	Interest bearing deposits	6,840	5,402

Total derivatives not designated as hedging instruments	$2,249,232	$2,652,542		$71,219	$71,729		$75,505	$73,219

Total derivative assets and liabilities	$2,505,712	$2,773,342		$72,993	$73,075		$76,344	$73,241

Cash Flow Hedges
The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities, which the seller agrees to deliver on a specified future date at a specified price or yield. These forward contracts are hedging a forecasted transaction and thus qualify for cash flow hedge accounting. Changes in the fair value of the derivatives are recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 89 days at December 31, 2010.

For cash flow hedges, gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income (loss) to current period earnings are included in the line item in which the hedged item is recorded and during the period in which the forecasted transaction impacts earnings, as presented in the table below.

Year ended December 31, 2010
		Classification in the		Classification of Gain	Amount of Gain (Loss)
		Statement of Operations		(Loss) Recognized in	Recognized in Income on
	Amount of Gain (Loss)	of the Gain (Loss)	Amount of Gain (Loss)	Income on Derivatives	Derivatives (Ineffective
	Recognized in OCI on	Reclassified from AOCI	Reclassified from AOCI	(Ineffective portion and	Portion and Amount
	Derivatives (Effective	into Income (Effective	into Income (Effective	Amount Excluded from	Excluded from
(In thousands)	Portion)	Portion)	Portion)	Effectiveness Testing )	Effectiveness Testing)

Forward commitments	$(1,228)	Trading account profit	$(964)	—	—

Total cash flow hedges	$(1,228)		$(964)	—	—

OCI — “Other Comprehensive Income”

AOCI — “Accumulated Other comprehensive Income”

Year ended December 31, 2009
		Classification in the		Classification of Gain	Amount of Gain (Loss)
		Statement of Operations		(Loss) Recognized in	Recognized in Income on
	Amount of Gain (Loss)	of the Gain (Loss)	Amount of Gain (Loss)	Income on Derivatives	Derivatives (Ineffective
	Recognized in OCI on	Reclassified from AOCI	Reclassified from AOCI	(Ineffective portion and	Portion and Amount
	Derivatives (Effective	into Income (Effective	into Income (Effective	Amount Excluded from	Excluded from
(In thousands)	Portion)	Portion)	Portion)	Effectiveness Testing )	Effectiveness Testing)

Forward commitments	$(1,419)	Trading account profit	$(4,535)	Trading account profit	$125
Interest rate swaps	—	Interest expense	(2,380)	—	—

Total cash flow hedges	$(1,419)		$(6,915)		$125

Fair Value Hedges
At December 31, 2010 and 2009, there were no derivatives designated as fair value hedges.
Non-Hedging Activities
For the year ended December 31, 2010, the Corporation recognized a loss of $15.0 million (December 31, 2009 — loss of $19.5 million) related to its non-hedging derivatives, as detailed in the table below.

		Amount of Gain (Loss) Recognized in Income on
		Derivatives
	Classification of Gain (Loss) Recognized in	Year Ended December 31,	Year Ended December
(In thousands)	Income on Derivatives	2010	31, 2009

Forward contracts	Trading account profit	$(15,791)	$(12,485)
Interest rate swap contracts	Other operating income	(910)	(6,468)
Credit derivatives	Other operating income	—	(2,599)
Foreign currency and exchange rate commitments	Interest expense	3	(4)
Foreign currency and exchange rate commitments	Other operating income	10	25
Indexed options	Interest expense	1,247	1,209
Bifurcated embedded options	Interest expense	408	788

Total		$(15,033)	$(19,534)

Forward Contracts
The Corporation has forward contracts to sell mortgage-backed securities with terms lasting less than a month, which are accounted for as trading derivatives. Changes in their fair value are recognized in trading account profit (loss).
Interest Rates Swaps and Foreign Currency and Exchange Rate Commitments
In addition to using derivative instruments as part of its interest rate risk management strategy, the Corporation also utilizes derivatives, such as interest rate swaps and foreign exchange contracts, in its capacity as an intermediary on behalf of its customers. The Corporation minimizes its market risk and credit risk by taking offsetting positions under the same terms and conditions with credit limit approvals and monitoring procedures. Market value changes on these swaps and other derivatives are recognized in earnings in the period of change.
Interest Rate Caps and Floors
The Corporation enters into interest rate caps and floors as an intermediary on behalf of its customers and simultaneously takes offsetting positions under the same terms and conditions, thus minimizing its market and credit risks.
Note 33 — Guarantees:
The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements as summarized below.
The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customer fails to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. At December 31, 2010, the Corporation recorded a liability of $0.5 million (2009 — $0.7 million), which represents the unamortized balance of the obligations undertaken in issuing the guarantees under the standby letters of credit issued or modified after December 31, 2002. In accordance with the provisions of ASC Topic 460, the Corporation recognizes at fair value the obligation at inception of the standby letters of credit. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contract amounts in standby letters of credit outstanding at December 31, 2010 and 2009, shown in Note 34, represent the maximum potential amount of future payments the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customer as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash and marketable securities, real estate, receivables and others. Management does not anticipate any material losses related to these instruments.
Also, the Corporation securitized mortgage loans into guaranteed mortgage-backed securities subject to limited, and in certain instances, lifetime credit recourse on the loans that serve as collateral for the mortgage-backed securities. Also, from time to time, the Corporation may sell, in bulk sale transactions, residential mortgage loans and SBA commercial loans subject to credit recourse or to certain representations and warranties from the Corporation to the purchaser. These representations and warranties may relate, for example, to borrower creditworthiness, loan documentation, collateral, prepayment and early payment defaults. The Corporation may be required to repurchase the loans under the credit recourse agreements or representation and warranties.
At December 31, 2010, the Corporation serviced $4.0 billion (2009 — $4.5 billion) in residential mortgage loans subject to credit recourse provisions, principally loans associated with FNMA and Freddie Mac residential mortgage loan securitization programs. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to repurchase the loan or reimburse the third party investor for the incurred loss. The maximum potential amount of future payments that the Corporation would be required to make under the recourse arrangements in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced with recourse and interest, if applicable. During 2010, the Corporation repurchased approximately $121 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (2009 — $47 million). In the event of nonperformance by the borrower, the Corporation has rights to the underlying collateral securing the mortgage loan. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing the related property. At December 31, 2010, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $54 million (2009 — $16 million). The following table shows the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of condition for the years ended December 31, 2010 and December 31, 2009:

(in thousands)	2010	2009

Balance as of beginning of year	$15,584	$14,133
Provision for recourse liability	53,979	1,482
Net charge-offs	(15,834)	(31)

Balance as of end of year	$53,729	$15,584

The probable losses to be absorbed under the credit recourse arrangements are recorded as a liability when the loans are sold and are updated by accruing or reversing expense (categorized in the line item “gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale” in the consolidated statements of operations) throughout the life of the loan, as necessary, when additional relevant information becomes available. The methodology used to estimate the recourse liability is a function of the recourse arrangements given and considers a variety of factors, which include actual defaults and historical loss experience, foreclosure rate, estimated future defaults and the probability that a loan would be delinquent. Statistical methods are used to estimate the recourse liability. Expected loss rates are applied to different loan segmentations. The expected loss, which represents the amount expected to be lost on a given loan, considers the probability of default and loss severity. The probability of default represents the probability that a loan in good standing would become 90 days delinquent within the following twelve-month period. Regression analysis quantifies the relationship between the default event and loan-specific characteristics, including credit scores, loan-to-value rates, loan aging, among others.
When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or may sell the loans directly to FNMA or other private investors for cash. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. The Corporation has not recorded any specific contingent liability in the consolidated financial statements for these customary representation and warranties related to loans sold by the Corporation’s mortgage operations in Puerto Rico, and management believes that, based on historical data, the probability of payments and expected losses under these representations and warranty arrangements is not significant.
Servicing agreements relating to the mortgage-backed securities programs of FNMA, and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2010, the Corporation serviced $18.4 billion (2009 — $17.7 billion) in mortgage loans, including the loans serviced with credit recourse. The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantee programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2010, the amount of funds advanced by the Corporation under such servicing agreements was approximately $24 million (2009 — $14 million). To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.
At December 31, 2010, the Corporation established reserves for customary representation and warranties related to loans sold by its U.S. subsidiary E-LOAN prior to 2009. Loans had been sold to investors on a servicing released basis subject to certain representation and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation is required to make certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not complied, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. At December 31, 2010, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $31 million, which was included as part of other liabilities in the consolidated statement of condition (2009 — $33 million). E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities in 2008. On a quarterly basis, the Corporation reassesses its estimate for expected losses associated to E-LOAN’s customary representation and warranty arrangements. The analysis incorporates expectations on future disbursements based on quarterly repurchases and make-whole events. The analysis also considers factors such as the average length-time between the loan’s funding date and the loan repurchase date, as observed in the historical loan data. During 2010, E-LOAN charged-off approximately $21 million (2009 — $14 million) against this representation and warranty reserve associated with loan repurchases and indemnification or make-whole events. Make-whole events are typically defaulted cases in which the investor attempts to recover by collateral or guarantees, and the seller is obligated to cover any impaired or unrecovered portion of the loan. Claims have been predominantly for first mortgage agency loans and principally consist of underwriting errors related to undisclosed debt or missing documentation. The following table shows the changes in the Corporation’s liability for estimated losses associated with customary representations and warranties related to loans sold by E-Loan, included in the consolidated statement of condition for the years ended December 31, 2010 and December 31, 2009:

(in thousands)	2010	2009

Balance as of beginning of year	$33,294	$5,713
Provision for representations and warranties	18,594	41,377
Net charge-offs / termination	(21,229)	(13,796)

Balance as of end of year	$30,659	$33,294

During 2008, the Corporation provided indemnifications for the breach of certain representations or warranties in connection with certain sales of assets by the discontinued operations of PFH. The sales were on a non-credit recourse basis. At December 31, 2010, the agreements primarily include indemnification for breaches of certain key representations and warranties, some of which expire within a definite time period; others survive until the expiration of the applicable statute of limitations, and others do not expire. Certain of the indemnifications are subject to a cap or maximum aggregate liability defined as a percentage of the purchase price. The indemnifications agreements outstanding at December 31, 2010 are related principally to make-whole arrangements. At December 31, 2010, the Corporation’s reserve related to PFH’s indemnity arrangements amounted to $8 million (2009 — $9 million), and is included as other liabilities in the consolidated statement of condition. During 2010, the Corporation recorded charge-offs with respect to the PFH’s representation and warranty arrangements amounting to approximately $2 million (2009 — $3 million). The reserve balance at December 31, 2010 contemplates historical indemnity payments. Certain indemnification provisions, which included, for example, reimbursement of premiums on early loan payoffs and repurchase obligation for defaulted loans within a short-term timeframe, expired during 2009. Popular, Inc. Holding Company and Popular North America have agreed to guarantee certain obligations of PFH with respect to the indemnification obligations. The following table shows the changes in the Corporation’s liability for estimated losses associated to loans sold by the discontinued operations of PFH, included in the consolidated statement of condition for the years ended December 31, 2010 and December 31, 2009:

(in thousands)	2010	2009

Balance as of beginning of period	$9,405	$15,371
Provision for representations and warranties	911	(3,633)
Net charge-offs / termination	(2,258)	(2,333)

Balance as of end of period	$8,058	$9,405

During the year ended December 31, 2009, the Corporation sold a lease portfolio of approximately $0.3 billion. At December 31, 2010, the reserve established to provide for any losses on the breach of certain representations and warranties included in the associated sale agreements amounted to $0.9 million (2009 — $6 million). This reserve is included as part of other liabilities in the consolidated statement of condition. During 2010, the Corporation recorded charge-offs of approximately $0.6 million related to these representation and warranty arrangements (2009 — $1 million).
Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries totaling $0.6 billion at December 31, 2010 and December 31, 2009. In addition, at December 31, 2010 and December 31, 2009, PIHC fully and unconditionally guaranteed on a subordinated basis $1.4 billion of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 23 to the consolidated financial statements for information on these trust entities.
Note 34 — Commitments and Contingencies:
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
Financial instruments with off-balance sheet credit risk at December 31, whose contract amounts represent potential credit risk were as follows:

(In thousands)	2010	2009

Commitments to extend credit:
Credit card lines	$3,583,430	$3,787,587
Commercial lines of credit	1,920,056	2,826,762
Other unused credit commitments	375,565	398,799
Commercial letters of credit	12,532	13,366
Standby letters of credit	140,064	134,281
Commitments to originate mortgage loans	47,493	47,941

Commitments to extend credit and letters of credit
Contractual commitments to extend credit are legally binding agreements to lend money to customers for a specified period of time. To extend credit, the Corporation evaluates each customer’s creditworthiness. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include cash, accounts receivable, inventory, property, plant and equipment and investment securities, among others. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.
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
At December 31, 2010, the Corporation maintained a reserve of approximately $21 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit (2009 — $15 million), including $6 million of the unamortized balance of the contingent liability on unfunded loan commitments recorded with the Westernbank FDIC-assisted transaction.
Other commitments
At December 31, 2010, the Corporation also maintained other non-credit commitments for $10 million, primarily for the acquisition of other investments (2009 — $10 million).
Business concentration
Since the Corporation’s business activities are currently concentrated primarily in Puerto Rico, its results of operations and financial condition are dependent upon the general trends of the Puerto Rico economy and, in particular, the residential and commercial real estate markets. The concentration of the Corporation’s operations in Puerto Rico exposes it to greater risk than other banking companies with a wider geographic base. Its asset and revenue composition by geographical area is presented in Note 39 to the consolidated financial statements included in the Annual Report.
The Corporation’s loan portfolio is diversified by loan category. However, approximately $12.0 billion, or 58% of the Corporation’s loan portfolio not covered under the FDIC loss sharing agreements at December 31, 2010, consisted of real estate-related loans, including residential mortgage loans, construction loans and commercial loans secured by commercial real estate.

Except for the Corporation’s exposure to the Puerto Rico Government sector, no individual or single group of related accounts is considered material in relation to our total assets or deposits, or in relation to our overall business. At December 31, 2010, the Corporation had approximately $1.4 billion of credit facilities granted to or guaranteed by the Puerto Rico Government, its municipalities and public corporations, of which $199 million were uncommitted lines of credit. Of the total credit facilities granted, $1.1 billion was outstanding at December 31, 2010. Furthermore, at December 31, 2010, the Corporation had $145 million in obligations issued or guaranteed by the Puerto Rico Government, its municipalities and public corporations as part of its investment securities portfolio.
Other contingencies
As indicated in Note 3 to the consolidated financial statements, as part of the loss sharing agreements with the FDIC related to the Westernbank FDIC-assisted transaction, the Corporation has agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The true up-payment was estimated at $169 million and is considered as part of the carrying value of the FDIC loss share indemnification asset at December 31, 2010.
Legal Proceedings
Popular and its subsidiaries are defendants in a number of legal proceedings arising in the ordinary course of business. Based on the opinion of legal counsel, management believes that the final disposition of these matters, except for the matters described below which are in very early stages and management cannot currently predict their outcome, will not have a material adverse effect on our business, results of operations, financial condition and liquidity.
Between May 14, 2009 and September 9, 2009, five putative class actions and two derivative claims were filed in the United States District Court for the District of Puerto Rico and the Puerto Rico Court of First Instance, San Juan Part, against Popular, Inc., and certain of its directors and officers, among others. The five class actions were consolidated into two separate actions: a securities class action captioned Hoff v. Popular, Inc., et al. (consolidated with Otero v. Popular, Inc., et al.) and an Employee Retirement Income Security Act (ERISA) class action entitled In re Popular, Inc. ERISA Litigation (comprised of the consolidated cases of Walsh v. Popular, Inc., et al.; Montañez v. Popular, Inc., et al.; and Dougan v. Popular, Inc., et al.).
On October 19, 2009, plaintiffs in the Hoff case filed a consolidated class action complaint which included as defendants the underwriters in the May 2008 offering of Series B Preferred Stock, among others. The consolidated action purported to be on behalf of purchasers of Popular’s securities between January 24, 2008 and February 19, 2009 and alleged that the defendants violated Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by issuing a series of allegedly false and/or misleading statements and/or omitting to disclose material facts necessary to make statements made by the Corporation not false and misleading. The consolidated action also alleged that the defendants violated Section 11, Section 12(a)(2) and Section 15 of the Securities Act by making allegedly untrue statements and/or omitting to disclose material facts necessary to make statements made by the Corporation not false and misleading in connection with the May 2008 offering of Series B Preferred Stock. The consolidated securities class action complaint sought class certification, an award of compensatory damages and reasonable costs and expenses, including counsel fees. On January 11, 2010, Popular, the underwriter defendants and the individual defendants moved to dismiss the consolidated securities class action complaint. On August 2, 2010, the U.S. District Court for the District of Puerto Rico granted the motion to dismiss filed by the underwriter defendants on statute of limitations grounds. The Court also dismissed the Section 11 claim brought against Popular’s directors on statute of limitations grounds and the Section 12(a)(2) claim brought against Popular because plaintiffs lacked standing. The Court declined to dismiss the claims brought against Popular and certain of its officers under Section 10(b) of the Exchange Act (and Rule 10b-5 promulgated thereunder), Section 20(a) of the Exchange Act, and Sections 11 and 15 of the Securities Act, holding that plaintiffs had adequately alleged that defendants made materially false and misleading statements with the requisite state of mind.
On November 30, 2009, plaintiffs in the ERISA case filed a consolidated class action complaint. The consolidated complaint purported to be on behalf of employees participating in the Popular, Inc. U.S.A. 401(k) Savings and Investment Plan and the Popular, Inc. Puerto Rico Savings and Investment Plan from January 24, 2008 to the date of the Complaint to recover losses pursuant to Sections 409 and 502(a)(2) of ERISA against Popular, certain directors, officers and members of plan committees, each of whom was alleged to be a plan fiduciary. The consolidated complaint alleged that defendants breached their alleged fiduciary obligations by, among other things, failing to eliminate Popular stock as an investment alternative in the plans. The complaint sought to recover alleged losses to the plans and equitable relief, including injunctive relief and a constructive trust, along with costs and attorneys’ fees. On December 21, 2009, and in compliance with a scheduling order issued by the Court, Popular and the individual defendants submitted an answer to the amended complaint. Shortly thereafter, on December 31, 2009, Popular and the individual defendants filed a motion to dismiss the consolidated class action complaint or, in the alternative, for judgment on the pleadings. On

May 5, 2010, a magistrate judge issued a report and recommendation in which he recommended that the motion to dismiss be denied except with respect to Banco Popular de Puerto Rico, as to which he recommended that the motion be granted. On May 19, 2010, Popular filed objections to the magistrate judge’s report and recommendation. On September 30, 2010, the Court issued an order without opinion granting in part and denying in part the motion to dismiss and providing that the Court would issue an opinion and order explaining its decision. No opinion was, however, issued prior to the settlement in principle discussed below.
The derivative actions (García v. Carrión, et al. and Díaz v. Carrión, et al.) were brought purportedly for the benefit of nominal defendant Popular, Inc. against certain executive officers and directors and alleged breaches of fiduciary duty, waste of assets and abuse of control in connection with our issuance of allegedly false and misleading financial statements and financial reports and the offering of the Series B Preferred Stock. The derivative complaints sought a judgment that the action was a proper derivative action, an award of damages, restitution, costs and disbursements, including reasonable attorneys’ fees, costs and expenses. On October 9, 2009, the Court coordinated for purposes of discovery the García action and the consolidated securities class action. On October 15, 2009, Popular and the individual defendants moved to dismiss the García complaint for failure to make a demand on the Board of Directors prior to initiating litigation. On November 20, 2009, plaintiffs filed an amended complaint, and on December 21, 2009, Popular and the individual defendants moved to dismiss the García amended complaint. At a scheduling conference held on January 14, 2010, the Court stayed discovery in both the Hoff and García matters pending resolution of their respective motions to dismiss. On August 11, 2010, the Court granted in part and denied in part the motion to dismiss the Garcia action. The Court dismissed the gross mismanagement and corporate waste claims, but declined to dismiss the breach of fiduciary duty claim. The Díaz case, filed in the Puerto Rico Court of First Instance, San Juan, was removed to the U.S. District Court for the District of Puerto Rico. On October 13, 2009, Popular and the individual defendants moved to consolidate the García and Díaz actions. On October 26, 2009, plaintiff moved to remand the Diaz case to the Puerto Rico Court of First Instance and to stay defendants’ consolidation motion pending the outcome of the remand proceedings. On September 30, 2010, the Court issued an order without opinion remanding the Diaz case to the Puerto Rico Court of First Instance. On October 13, 2010, the Court issued a Statement of Reasons In Support of Remand Order. On October 28, 2010, Popular and the individual defendants moved for reconsideration of the remand order. The court denied Popular’s request for reconsideration shortly thereafter.
On April 13, 2010, the Puerto Rico Court of First Instance in San Juan granted summary judgment dismissing a separate complaint brought by plaintiff in the García action that sought to enforce an alleged right to inspect the books and records of the Corporation in support of the pending derivative action. The Court held that plaintiff had not propounded a “proper purpose” under Puerto Rico law for such inspection. On April 28, 2010, plaintiff in that action moved for reconsideration of the Court’s dismissal. On May 4, 2010, the Court denied plaintiff’s request for reconsideration. On June 7, 2010, plaintiff filed an appeal before the Puerto Rico Court of Appeals. On June 11, 2010, Popular and the individual defendants moved to dismiss the appeal. On June 22, 2010, the Court of Appeals dismissed the appeal. On July 6, 2010, plaintiff moved for reconsideration of the Court’s dismissal. On July 16, 2010, the Court of Appeals denied plaintiff’s request for reconsideration.
At the Court’s request, the parties to the Hoff and García cases discussed the prospect of mediation and agreed to nonbinding mediation in an attempt to determine whether the cases could be settled. On January 18-19, 2011, the parties to the Hoff and García cases engaged in nonbinding mediation before the Honorable Nicholas Politan. As a result of the mediation, the Corporation and the other named defendants to the Hoff matter entered into a memorandum of understanding to settle this matter. Under the terms of the memorandum of understanding, subject to certain customary conditions including court approval of a final settlement agreement in consideration for the full settlement and release of all defendants, the amount of $37.5 million will be paid by or on behalf of defendants (of which management expects approximately $30 million will be covered by insurance). The parties intend to file a stipulation of settlement and a joint motion for preliminary approval within 45 days of the execution of the memorandum of understanding. The Corporation’s recognized a charge, net of the amount expected to be covered by insurance, of $7.5 million in December 2010 to cover the uninsured portion of the settlement.
The García and Diaz actions were not included in the settlements. However, since these are derivative actions, the Corporation does not expect to be liable for the payment of any monetary award, other than the possible payment of the plaintiff’s attorneys’ fees.
In addition, the Corporation is aware that a suit asserting similar claims on behalf of certain individual shareholders under the federal securities laws was filed on January 18, 2011.
Prior to the Hoff and derivative action mediation, the parties to the ERISA class action,entered into a separate memorandum of understanding to settle that action. Under the terms of the ERISA memorandum of understanding, subject to certain customary conditions including court approval of a final settlement agreement in consideration for the full settlement and release of all defendants, the amount of $8.2 million will be paid by or on behalf of the defendants (all of which management expects will be covered by insurance). The parties intend to file a joint request to approve the settlement by approximately the middle of April 2011.
Popular does not expect to record any material gain or loss as a result of the settlements. Popular has made no admission of liability in connection with either settlement.
At this point, the settlement agreements are not final and are subject to a number of future events, including approval of the settlements by the relevant courts. There can be no assurances that the settlements will be finalized or as to the timing of the payments described above.
On October 7, 2010, a putative class action for breach of contract and damages captioned Almeyda-Santiago v. Banco Popular de Puerto Rico, was filed in the Puerto Rico Court of First Instance against Banco Popular de Puerto Rico. The complaint essentially asserts that plaintiff has suffered damages because of Banco Popular’s allegedly fraudulent overdraft fee practices in connection with debit card transactions. Such practices allegedly consist of: (a) the reorganization of electronic debit transactions in high-to-low order so as to multiply the number of overdraft fees assessed on its customers; (b) the assessment of overdraft fees even when clients have not overdrawn their accounts; (c) the failure to disclose, or to adequately disclose, its overdraft policy to its customers; and (d) the provision of false and fraudulent information regarding its clients’ account balances at point of sale transactions and on its website. Plaintiff seeks damages, restitution and provisional remedies against Banco Popular for breach of contract, abuse of trust, illegal conversion and unjust enrichment. The Corporation intends to vigorously contend these claims.
On December 13, 2010, Popular was served with a class action complaint captioned García Lamadrid, et al. v. Banco Popular, et al. which was filed in the Puerto Rico Court of First Instance. The complaint generally seeks damages against Banco Popular de Puerto Rico, other defendants and their respective insurance companies for their alleged breach of certain fiduciary duties, breach of contract, and alleged violations of local tort law. Plaintiffs seek in excess of $600 million in damages, plus costs and attorneys fees.
More specifically, plaintiffs — Guillermo García Lamadrid and Benito del Cueto Figueras — are suing Defendant BPPR for the losses they (and others) experienced through their investment in the RG Financial Corporation-backed Conservation Trust Fund securities. Plaintiffs essentially claim that Banco Popular allegedly breached its fiduciary duties to them by failing to keep all relevant parties informed of any developments that could affect the Conservation Trust notes or that could become an event of default under the relevant trust agreements; and that in so doing, it acted imprudently, unreasonably and grossly negligently. Popular must answer or otherwise plead by February 28, 2011.
At this early stage, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss. It is possible that the ultimate resolution of the Almeyda-Santiago and García Lamadrid cases, if unfavorable, may be material to our results of operations.
Note 35 — Non-consolidated variable interest entities:
The Corporation transfers residential mortgage loans in guaranteed loan securitizations. The Corporation’s continuing involvement in these transfers includes owning certain beneficial interests in the form of securities as well as the servicing rights retained. The Corporation is not required to provide additional financial support to any of the variable interest entities to which it has transferred the financial assets. The mortgage-backed securities, to the extent retained, are classified in the Corporation’s consolidated statement of condition as available-for-sale or trading securities.
The Corporation is involved with various special purpose entities mainly in guaranteed mortgage securitization transactions. These special purpose entities are deemed to be variable interest entities (“VIEs”) since they lack equity investments at risk. As part of the adoption of ASU 2009-17, during the first quarter of 2010, the Corporation evaluated these guaranteed mortgage securitization structures in which it participates, including GNMA and FNMA, and concluded that the Corporation is not the primary beneficiary of these VIEs, and therefore, are not required to be consolidated in the Corporation’s financial statements. The Corporation qualitatively assessed whether it held a controlling financial interest in these VIEs, which included analyzing if it had both the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity that could potentially be significant to the VIE. The Corporation concluded that, essentially, these entities (FNMA and GNMA) control the design of their respective VIEs, dictate the quality and nature of the collateral, require the underlying insurance, set the servicing standards via the servicing guides and can change them at will, and remove a primary servicer with cause, and without cause in the case of FNMA. Moreover, through their guarantee obligations, agencies (FNMA and GNMA) have the obligation to absorb losses that could be potentially significant to the VIE. The conclusion on the assessment of these guaranteed mortgage securitization transactions has not change throughout the year ended December 31, 2010.

The Corporation holds variable interests in these VIEs in the form of agency mortgage-backed securities and collateralized mortgage obligations, including those securities originated by the Corporation and those acquired from third parties. Additionally, the Corporation holds agency mortgage-backed securities, agency collateralized mortgage obligations and private label collateralized mortgage obligations issued by third party VIEs in which it has no other form of continuing involvement. Refer to Note 36 to the consolidated financial statements for additional information on the debt securities outstanding at December 31, 2010 and 2009, which are classified as available-for-sale and trading securities in the Corporation’s consolidated statement of condition. In addition, the Corporation may retain the right to service the transferred loans in those government-sponsored special purpose entities (“SPEs”) and may also purchase the right to service loans in other government-sponsored SPEs that were transferred to those SPEs by a third-party. Pursuant to ASC Subtopic 810-10, the servicing fees that the Corporation receives for its servicing role are considered variable interests in the VIEs since the servicing fees are subordinated to the principal and interest that first needs to be paid to the mortgage-backed securities’ investors and to the guaranty fees that need to be paid to the federal agencies.
The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in non-consolidated VIEs and the maximum exposure to loss as a result of the Corporation’s involvement as servicer with non-consolidated VIEs at December 31, 2010 and 2009.

(In thousands)	2010	2009

Assets

Servicing assets:
Mortgage servicing rights	$107,313	$104,984

Total servicing assets	$107,313	$104,984

Other assets:
Servicing advances	$2,706	$2,043

Total other assets	$2,706	$2,043

Total	$110,019	$107,027

Maximum exposure to loss	$110,019	$107,027

The size of the non-consolidated VIEs, in which the Corporation has a variable interest in the form of servicing fees, measured as the total unpaid principal balance of the loans, amounted to $9.3 billion at December 31, 2010 and 2009.
Maximum exposure to loss represents the maximum loss, under a worst case scenario, that would be incurred by the Corporation, as servicer for the VIEs, assuming all loans serviced are delinquent and that the value of the Corporation’s interests and any associated collateral declines to zero, without any consideration of recovery. The Corporation determined that the maximum exposure to loss includes the fair value of the MSRs and the assumption that the servicing advances at December 31, 2010 and 2009 will not be recovered. The agency debt securities are not included as part of the maximum exposure to loss since they are guaranteed by the related agencies.
Note 36 — Fair value measurement:
ASC Subtopic 820-10 “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels in order to increase consistency and comparability in fair value measurements and disclosures. The hierarchy is broken down into three levels based on the reliability of inputs as follows:
•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date. Valuation on these instruments does not necessitate a significant degree of judgment since valuations are based on quoted prices that are readily available in an active market.

•	Level 2 - Quoted prices other than those included in Level 1 that are observable either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or that can be corroborated by observable market data for substantially the full term of the financial instrument.

•	Level 3 - Inputs are unobservable and significant to the fair value measurement. Unobservable inputs reflect the Corporation’s own assumptions about assumptions that market participants would use in pricing the asset or liability.

The Corporation maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Fair value is based upon quoted market prices when available. If listed prices or quotes are not available, the Corporation employs internally-developed models that primarily use market-based inputs including yield curves, interest rates, volatilities, and credit curves, among others. Valuation adjustments are limited to those necessary to ensure that the financial instrument’s fair value is adequately representative of the price that would be received or paid in the marketplace. These adjustments include amounts that reflect counterparty credit quality, the Corporation’s credit standing, constraints on liquidity and unobservable parameters that are applied consistently.
The estimated fair value may be subjective in nature and may involve uncertainties and matters of significant judgment for certain financial instruments. Changes in the underlying assumptions used in calculating fair value could significantly affect the results.
Fair Value on a Recurring Basis
The following fair value hierarchy tables present information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009:

At December 31, 2010
				Balance at
(In millions)	Level 1	Level 2	Level 3	December 31, 2010

Assets

Continuing Operations

Investment securities available-for-sale:

U.S. Treasury securities	—	$38	—	$38
Obligations of U.S. Government sponsored entities	—	1,211	—	1,211
Obligations of Puerto Rico, States and political subdivisions	—	53	—	53
Collateralized mortgage obligations — federal agencies	—	1,238	—	1,238
Collateralized mortgage obligations — private label	—	85	—	85
Mortgage-backed securities	—	2,568	$8	2,576
Equity securities	$4	6	—	10
Other	—	26	—	26

Total investment securities available-for-sale	$4	$5,225	$8	$5,237

Trading account securities, excluding derivatives:

Obligations of Puerto Rico, States and political subdivisions	—	$16	—	$16
Collateralized mortgage obligations	—	1	$3	4
Residential mortgage-backed securities — federal agencies	—	473	20	493
Other	—	30	3	33

Total trading account securities	—	$520	$26	$546

Mortgage servicing rights	—	—	$167	$167
Derivatives	—	$73	—	$73

Total	$4	$5,818	$201	$6,023

Liabilities

Continuing Operations

Derivatives	—	$(76)	—	$(76)
Trading liabilities	—	(11)	—	(11)
Equity appreciation instrument	—	(10)	—	(10)

Total	—	$(97)	—	$(97)

At December 31, 2009
				Balance at December 31,
(In millions)	Level 1	Level 2	Level 3	2009

Assets

Continuing Operations

Investment securities available-for-sale:

U.S. Treasury securities	—	$30	—	$30
Obligations of U.S. Government sponsored entities	—	1,648	—	1,648
Obligations of Puerto Rico, States and political subdivisions	—	81	—	81
Collateralized mortgage obligations — federal agencies	—	1,600	—	1,600
Collateralized mortgage obligations — private label	—	118	—	118
Mortgage-backed securities	—	3,176	$34	3,210
Equity securities	$3	5	—	8

Total investment securities available-for-sale	$3	$6,658	$34	$6,695

Trading account securities, excluding derivatives:

Obligations of Puerto Rico, States and political subdivisions	—	$13	—	$13
Collateralized mortgage obligations	—	1	$3	4
Residential mortgage-backed securities — federal agencies	—	208	224	432
Other	—	9	3	12

Total trading account securities	—	$231	$230	$461

Mortgage servicing rights	—	—	$170	$170
Derivatives	—	$73	—	73

Total	$3	$6,962	$434	$7,399

Liabilities

Continuing Operations

Derivatives	—	$(73)	—	$(73)

Total	—	$(73)	—	$(73)

The following tables present the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2010 and 2009.

Year ended December 31, 2010
						Changes in
						unrealized
						gains
						(losses)
			Purchases			included in
			sales,			earnings/OCI
			issuances,			related to
	Balance	Gains	settlements,		Balance	assets still
	at	(losses)	and	Transfers	at	held at
	January	included in	paydowns	in (out) of	December	December
(In millions)	1, 2010	earnings/OCI	(net)	Level 3	31, 2010	31, 2010

Assets
Continuing Operations
Investment securities available-for-sale:
Mortgage-backed securities	$34	$1	—	$(27)	$8	—

Total investment securities available-for-sale:	$34	$1	—	$(27)	$8	—	[a]

Trading account securities:
Collateralized mortgage obligations	$3	—	—	—	$3	—
Residential mortgage- backed securities — federal agencies	224	$3	$(37)	$(170)	20	—
Other	3	—	—	—	3	—

Total trading account securities	$230	$3	$(37)	$(170)	$26	—	[b]

Mortgage servicing rights	$170	$(23)	$20	—	$167	$(17)[c]

Total	$434	$(19)	$(17)	$(197)	$201	$(17)

[a]	Gains are included in OCI

[b]	Gains (losses) are included in “Trading account profit” in the statement of operations

[c]	Gains (losses) are included in “Other service fees” in the statement of operations

Year ended December 31, 2009
						Changes in
						unrealized
						gains
						(losses)
				Purchases		included in
				sales,		earnings
			Increase	issuances,		related to
			(decrease)	settlements		assets still
	Balance at	Gain (losses)	in accrued	and	Balance	held at
	January 1,	included in	interest	paydowns	at December	December
(In millions)	2009	earnings/OCI	receivable	(net)	31, 2009	31, 2009

Assets
Continuing Operations
Investment securities available-for-sale:

Mortgage-backed securities	$37	—	—	$(3)	$34	—

Total investment securities available-for-sale:	$37	—	—	$(3)	$34	—	[a]

Trading account securities:
Collateralized mortgage obligations	$3	—	—	—	$3	—
Residential mortgage backed securities — federal agencies	292	$3	—	$(71)	224	$6
Other	5	(1)	—	(1)	3	—

Total trading account securities	$300	$2	—	$(72)	$230	$6	[b]

Mortgage servicing rights	$176	$(31)	—	$25	$170	$(18)[c]

Discontinued Operations
Loans measured at fair value pursuant to fair value option	$5	$1	—	$(6)	—	—	[d]

Total	$518	$(28)	—	$(56)	$434	$(12)

[a]	Gains are included in OCI

[b]	Gain (losses) are included in “Trading account profit” in the statement of operations

[c]	Gains (losses) are included in “Other service fees” in the statement of operations

[d]	Gains (losses) are included in “Loss from discontinued operations, net of tax” in the statement of operations

During the year ended December 31, 2010, there were $197 million in transfers out of Level 3 for financial instruments measured at fair value on a recurring basis. These transfers resulted from certain exempt FNMA and GNMA mortgage-backed securities, which were transferred out of Level 3 and into Level 2, as a result of a change to a valuation methodology with less unobservable inputs, from an internally-developed pricing matrix to pricing them based on a bond’s theoretical value for similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. Pursuant to the Corporation’s policy, these transfers were recognized as of the end of the reporting period. There were no transfers in and / or out of Level 1 during the year ended December 31, 2010.
There were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2009. There were no transfers in and/or out of Level 1 and Level 2 during the year ended December 31, 2009.
Gains and losses (realized and unrealized) included in earnings for the years ended December 31, 2010 and 2009 for Level 3 assets and liabilities included in the previous tables are reported in the consolidated statement of operations as follows:

	Year ended December 31, 2010		Year ended December 31, 2009
		Changes in unrealized
	Total gains	gains (losses) relating	Total gains (losses)	Changes in unrealized gains
	(losses) included	to assets still held at	included in	(losses) relating to assets still
(In millions)	in earnings/OCI	reporting date	earnings/OCI	held at reporting date

Continuing Operations
OCI	$1	—	—	—
Other service fees	(23)	$(17)	$(31)	$(18)
Trading account profit	3	—	2	6
Discontinued Operations
Loss from discontinued operations, net of tax	—	—	1	—

Total	$(19)	$(17)	$(28)	$(12)

Additionally, in accordance with generally accepted accounting principles, the Corporation may be required to measure certain assets at fair value on a nonrecurring basis in periods subsequent to their initial recognition. The adjustments to fair value usually result from the application of lower of cost or fair value accounting, identification of impaired loans requiring specific reserves under ASC Section 310-10-35 “Accounting by Creditors for Impairment of a Loan”, or write-downs of individual assets. The following tables present financial and non-financial assets that were subject to a fair value measurement on a nonrecurring basis during the years ended December 31, 2010 and 2009, and which were still included in the consolidated statement of condition as of such dates. The amounts disclosed represent the aggregate fair value measurements of those assets as of the end of the reporting period.

Carrying value at December 31, 2010
(In millions)	Level 1	Level 2	Level 3	Total

Continuing Operations
Loans [1]	—	—	$204	$204
Loans held-for-sale [2]	—	—	671	671
Other real estate owned [3]	—	—	45	45

Total	—	—	$920	$920

[1]	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35.

[2]	Relates to lower of cost or fair value adjustments of loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale. These adjustments were principally determined based on negotiated price terms for the loans.

[3]	Represents the fair value of foreclosed real estate owned that were measured at fair value.

Carrying value at December 31, 2009
(In millions)	Level 1	Level 2	Level 3	Total

Continuing Operations
Loans [1]	—	—	$877	$877
Other real estate owned [2]	—	—	60	60
Other foreclosed assets [2]	—	—	5	5

Total	—	—	$942	$942

[1]	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35.

[2]	Represents the fair value of foreclosed real estate and other collateral owned that were measured at fair value.

Following is a description of the Corporation’s valuation methodologies used for assets and liabilities measured at fair value. The disclosure requirements exclude certain financial instruments and all non-financial instruments. Accordingly, the aggregate fair value amounts of the financial instruments disclosed do not represent management’s estimate of the underlying value of the Corporation.
Trading Account Securities and Investment Securities Available-for-Sale
•	U.S. Treasury securities: The fair value of U.S. Treasury securities is based on yields that are interpolated from the constant maturity treasury curve. These securities are classified as Level 2.

•	Obligations of U.S. Government sponsored entities: The Obligations of U.S. Government sponsored entities include U.S. agency securities, which fair value is based on an active exchange market and on quoted market prices for similar securities. The U.S. agency securities are classified as Level 2.

•	Obligations of Puerto Rico, States and political subdivisions: Obligations of Puerto Rico, States and political subdivisions include municipal bonds. The bonds are segregated and the like characteristics divided into specific sectors. Market inputs used in the evaluation process include all or some of the following: trades, bid price or spread, two sided markets, quotes, benchmark curves including but not limited to Treasury benchmarks, LIBOR and swap curves, market data feeds such as MSRB, discount and capital rates, and trustee reports. The municipal bonds are classified as Level 2.

•	Mortgage-backed securities: Certain agency mortgage-backed securities (“MBS”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. The agency MBS are classified as Level 2. Other agency MBS such as GNMA Puerto Rico Serials are priced using an internally-prepared pricing matrix with quoted prices from local brokers dealers. These particular MBS are classified as Level 3.

•	Collateralized mortgage obligations: Agency and private collateralized mortgage obligations (“CMOs”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector and for which fair value incorporates an option adjusted spread. The option adjusted spread model includes prepayment and volatility assumptions, ratings (whole loans collateral) and spread adjustments. These CMOs are classified as Level 2. Other CMOs, due to their limited liquidity, are classified as Level 3 due to the insufficiency of inputs such as broker quotes, executed trades, credit information and cash flows.

•	Equity securities: Equity securities with quoted market prices obtained from an active exchange market are classified as Level 1. Other equity securities that do not trade in highly liquid markets are classified as Level 2.

•	Corporate securities, commercial paper and mutual funds (included as “other” in the “trading account securities” category): Quoted prices for these security types are obtained from broker dealers. Given that the quoted prices are for similar instruments or do not trade in highly liquid markets, these securities are classified as Level 2. The important variables in determining the prices of Puerto Rico tax-exempt mutual fund shares are net asset value, dividend yield and type of assets in the fund. All funds trade based on a relevant dividend yield taking into consideration the aforementioned variables. In addition, demand and supply also affect the price. Corporate securities that trade less frequently or are in distress are classified as Level 3.
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
Derivatives
Interest rate swaps, interest rate caps and indexed options are traded in over-the-counter active markets. These derivatives are indexed to an observable interest rate benchmark, such as LIBOR or equity indexes, and are priced using an income approach based on present value and option pricing models using observable inputs. Other derivatives are liquid and have quoted prices, such as forward contracts or “to be announced securities” (“TBAs”). All of these derivatives are classified as Level 2. The non-performance risk is determined using internally-developed models that consider the collateral held, the remaining term, and the creditworthiness of the entity that bears the risk, and uses available public data or internally-developed data related to current spreads that denote their probability of default.
Equity appreciation instrument
Refer to Note 3 to the consolidated financial statements for a description of the terms of the equity appreciation instrument. The fair value of the equity appreciation instrument was estimated by determining a call option value using the Black-Scholes Option Pricing Model. The principal variables in determining the fair value of the equity appreciation instrument include the implied volatility determined based on the historical daily volatility of the Corporation’s common stock, the exercise price of the instrument, the price of the call option, and the risk-free rate. The equity appreciation instrument is classified as Level 2.
Loans held-in-portfolio considered impaired under ASC Section 310-10-35 that are collateral dependent
The impairment is measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35. Currently, the associated loans considered impaired are classified as Level 3.
Loans measured at fair value pursuant to lower of cost or fair value adjustments
Loans measured at fair value on a nonrecurring basis pursuant to lower of cost or fair value were priced based on bids received from potential buyers, secondary market prices, and discounted cash flow models which incorporate internally-developed assumptions for prepayments and credit loss estimates. These loans are classified as Level 3.
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
Note 37 — Fair Value of Financial Instruments:
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
The fair values reflected herein have been determined based on the prevailing interest rate environment at December 31, 2010 and 2009, respectively. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation. The methods and assumptions used to estimate the fair values of significant financial instruments at December 31, 2010 and 2009 are described in the paragraphs below.
Short-term financial assets and liabilities have relatively short maturities, or no defined maturities, and little or no credit risk. The carrying amounts of other liabilities reported in the consolidated statements of condition approximate fair value because of the short-term maturity of those instruments or because they carry interest rates which approximate market. Included in this category are: cash and due from banks, federal funds sold and securities purchased under agreements to resell, time deposits with other banks, assets sold under agreements to repurchase and short-term borrowings. The equity appreciation instrument is included in other liabilities and is accounted at fair value. Note 3 to the consolidated financial statements provides a description of the valuation methodology for the equity appreciation instrument and FDIC loss sharing indemnification asset. Resell and repurchase agreements with long-term maturities are valued using discounted cash flows based on market rates currently available for agreements with similar terms and remaining maturities.
Trading and investment securities, except for investments classified as other investment securities in the consolidated statements of condition, are financial instruments that regularly trade on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes, where available, or quoted market prices of financial instruments with similar characteristics. Trading account securities and securities available-for-sale are reported at their respective fair values in the consolidated statements of condition since they are marked-to-market for accounting purposes.
The estimated fair value for loans held-for-sale was based on secondary market prices, bids received from potential buyers and discounted cash flow models. The fair values of the loans held-in-portfolio have been determined for groups of loans with similar characteristics. Loans were segregated by type such as commercial, construction, residential mortgage, consumer, and credit cards. Each loan category was further segmented based on loan characteristics, including interest rate terms, credit quality and vintage. Generally, fair values were estimated based on an exit price by discounting scheduled cash flows for the segmented groups of loans using a discount rate that considers interest, credit and expected return by market participant under current market conditions. Additionally, prepayment, default and recovery assumptions have been applied in the mortgage loan portfolio valuations. Generally accepted accounting principles do not require a fair valuation of the lease financing portfolio, therefore it is included in the loans total at its carrying amount.
The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW, and money market accounts was, for purposes of this disclosure, equal to the amount payable on demand as of the respective dates. The fair value of certificates of deposit was based on the discounted value of contractual cash flows using interest rates being offered on certificates with similar maturities. The value of these deposits in a transaction between willing parties is in part dependent of the buyer’s ability to reduce the servicing cost and the attrition that sometimes occurs. Therefore, the amount a buyer would be willing to pay for these deposits could vary significantly from the presented fair value.
Long-term borrowings were valued using discounted cash flows, based on market rates currently available for debt with similar terms and remaining maturities and in certain instances using quoted market rates for similar instruments at December 31, 2010 and 2009.
As part of the fair value estimation procedures of certain liabilities, including repurchase agreements (regular and structured) and FHLB advances, the Corporation considered, where applicable, the collateralization levels as part of its evaluation of non-performance risk. Also, for certificates of deposit, the non-performance risk was determined using internally-developed models that consider, where applicable, the collateral held, amounts insured, the remaining term, and the credit premium of the institution.
Commitments to extend credit were valued using the fees currently charged to enter into similar agreements. For those commitments where a future stream of fees is charged, the fair value was estimated by discounting the projected cash flows of fees on commitments. The fair value of letters of credit was based on fees currently charged on similar agreements.
The following table presents the carrying or notional amounts, as applicable, and estimated fair values for financial instruments.

	December 31, 2010		December 31, 2009
(In thousands)	Carrying amount	Fair value	Carrying amount	Fair value

Financial Assets:
Cash and money market investments	$1,431,668	$1,431,668	$1,680,127	$1,680,127
Trading securities	546,713	546,713	462,436	462,436
Investment securities available-for-sale	5,236,852	5,236,852	6,694,714	6,694,714
Investment securities held-to-maturity	122,354	120,873	212,962	213,146
Other investment securities	163,513	165,233	164,149	165,497
Loans held-for-sale	893,938	902,371	90,796	91,542
Loans not covered under loss sharing agreement with the FDIC	19,934,810	17,137,805	22,451,909	20,021,224
Loans covered under loss sharing agreements with the FDIC	4,836,882	4,744,680	—	—
FDIC loss share indemnification asset	2,311,997	2,376,936	—	—
Financial Liabilities:
Deposits	$26,762,200	$26,873,408	$25,924,894	$26,076,515
Assets sold under agreements to repurchase	2,412,550	2,503,320	2,632,790	2,759,438
Short-term borrowings	364,222	364,222	7,326	7,326
Notes payable	4,170,183	4,067,818	2,648,632	2,453,037
Equity appreciation instrument	9,945	9,945	—	—

(In thousands)	Notional Amount	Fair value	Notional amount	Fair value

Commitments to extend credit	$5,879,051	$983	$7,013,148	$882
Letters of credit	152,596	3,318	147,647	1,565

Note 38 — Supplemental disclosure on the consolidated statements of cash flows:
Additional disclosures on cash flow information and non-cash activities for the years ended December 31, 2010, 2009 and 2008 are listed in the following table:

(In thousands)	2010	2009	2008

Income Taxes Paid	$41,052	$23,622	$81,115
Interest Paid	682,943	801,475	1,165,930

Non-cash activities:
Loans transferred to other real estate	$183,901	$146,043	$112,870
Loans transferred to other property	37,383	37,529	83,833

Total loans transferred to foreclosed assets	221,284	183,572	196,703
Transfers from loans held-in-portfolio to loans held-for-sale [1]	1,020,889	33,072	473,442
Transfers from loans held-for-sale to loans held-in-portfolio	12,388	180,735	65,793
Loans securitized into investment securities [2]	817,528	1,355,456	1,686,141
Write-downs related to loans transferred to loans held-for-sale	327,207	—	12,430
Recognition of mortgage servicing rights on securitizations or asset transfers	15,326	23,795	28,919
Gain on retained interest (sale of EVERTEC)	93,970	—	—
Treasury stock retired	—	207,139	—
Change in par value of common stock	—	1,689,389	—
Conversion of preferred stock to common stock:
Preferred stock converted	(1,150,000)	—	—
Common stock issued	1,341,667	—	—
Trust preferred securities exchanged for new common stock issued:
Trust preferred securities exchanged	—	(397,911)	—
New common stock issued	—	317,652	—
Preferred stock exchanged for new common stock issued:
Preferred stock exchanged (Series A and B)	—	(524,079)	—
New common stock issued	—	293,691	—
Preferred stock exchanged for new trust preferred securities issued:
Preferred stock exchanged (Series C)	—	(901,165)	—
New trust preferred securities issued (junior subordinated debentures)	—	415,885	—

[1]	In 2008, amount excludes $375 million in individual mortgage loans transferred to held-for-sale and sold as well as $232 million of mortgage loans securitized into trading securities and immediately sold.

[2]	Includes loan securitized into trading securities and subsequently sold before year end.

For the year ended December 31, 2010, the changes in operating assets and liabilities included in the reconciliation of net income to net cash provided by operating activities, as well as the changes in assets and liabilities presented in the investing and financing sections are net of the effect of the assets acquired and liabilities assumed from the Westernbank FDIC-assisted transaction. Refer to Note 3 to the consolidated financial statements for the composition and balances of the assets and liabilities recorded at fair value by the Corporation on April 30, 2010.
The cash received in the transaction, which amounted to $261 million, is presented in the investing activities section of the Consolidated Statements of Cash Flows as “Cash received from acquisitions”.

Note 39 — Segment reporting:
The Corporation’s corporate structure consists of two reportable segments — Banco Popular de Puerto Rico and Banco Popular North America.
As discussed in Note 4 to the consolidated financial statements, on September 30, 2010, the Corporation completed the sale of a 51% ownership interest in EVERTEC, which included the merchant acquiring business of BPPR. EVERTEC was reported as a reportable segment prior to such date, while the merchant acquiring business was originally included in the BPPR reportable segment through June 30, 2010. As a result of the sale, the Corporation no longer presents EVERTEC as a reportable segment and therefore, historical financial information for the processing and merchant acquiring businesses has been reclassified under the Corporate group for all periods presented. Additionally, the Corporation retained EVERTEC DE VENEZUELA, C.A. and its equity investments in CONTADO and Serfinsa, which were included in the EVERTEC reportable segment through June 30, 2010, and are now also included in the Corporate group for all periods presented. Revenue from the remaining ownership interest in EVERTEC will be prospectively reported as non-interest income in the Corporate group.
Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. The segments were determined based on the organizational structure, which focuses primarily on the markets the segments serve, as well as on the products and services offered by the segments.
Banco Popular de Puerto Rico:
Given that Banco Popular de Puerto Rico constitutes a significant portion of the Corporation’s results of operations and total assets at December 31, 2010, additional disclosures are provided for the business areas included in this reportable segment, as described below:
•	Commercial banking represents the Corporation’s banking operations conducted at BPPR, which are targeted mainly to corporate, small and middle size businesses. It includes aspects of the lending and depository businesses, as well as other finance and advisory services. BPPR allocates funds across business areas based on duration matched transfer pricing at market rates. This area also incorporates income related with the investment of excess funds, as well as a proportionate share of the investment function of BPPR.

•	Consumer and retail banking represents the branch banking operations of BPPR which focus on retail clients. It includes the consumer lending business operations of BPPR, as well as the lending operations of Popular Auto and Popular Mortgage. Popular Auto focuses on auto and lease financing, while Popular Mortgage focuses principally in residential mortgage loan originations. The consumer and retail banking area also incorporates income related with the investment of excess funds from the branch network, as well as a proportionate share of the investment function of BPPR.

•	Other financial services include the trust and asset management service units of BPPR, the brokerage and investment banking operations of Popular Securities, and the insurance agency and reinsurance businesses of Popular Insurance, Popular Insurance V.I., Popular Risk Services, and Popular Life Re. Most of the services that are provided by these subsidiaries generate profits based on fee income.
Banco Popular North America:
Banco Popular North America’s reportable segment consists of the banking operations of BPNA, E-LOAN, Popular Equipment Finance, Inc. and Popular Insurance Agency, U.S.A. BPNA operates through a retail branch network in the U.S. mainland, while E-LOAN supports BPNA’s deposit gathering through its online platform. All direct lending activities at E-LOAN were ceased during the fourth quarter of 2008. Popular Equipment Finance, Inc. also holds a running-off loan portfolio as this subsidiary ceased originating loans during 2009. Popular Insurance Agency, U.S.A. offers investment and insurance services across the BPNA branch network.
The Corporate group consists primarily of the holding companies: Popular, Inc., Popular North America and Popular International Bank, including the equity investments in CONTADO and Serfinsa. Also, as discussed previously, it includes the results of EVERTEC for all periods presented. The Corporate group also includes the expenses of certain corporate areas that are identified as critical to the organization: Finance, Risk Management and Legal.
The accounting policies of the individual operating segments are the same as those of the Corporation. Transactions between reportable segments are primarily conducted at market rates, resulting in profits that are eliminated for reporting consolidated results of operations.
The following tables present the results of operations for the years ended December 31, 2010, 2009 and 2008, excluding the results of operations of the discontinued business of PFH. Segment assets also exclude the assets of the discontinued operations.

December 31, 2010

(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations

Net interest income	$1,095,932	$309,985
Provision for loan losses	609,630	402,250
Non-interest income	448,301	54,570
Amortization of intangibles	5,449	3,181
Depreciation expense	38,364	9,109
Loss on early extinguishment of debt	1,171	21,866
Other operating expenses	815,947	264,110
Income tax expense	27,120	4,318

Net income (loss)	$46,552	$(340,279)

Segment Assets	$29,337,322	$8,973,984	$(28,662)

December 31, 2010

(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.

Net interest income (loss)	$1,405,917	$(111,747)	$695	$1,294,865
Provision for loan losses	1,011,880			1,011,880
Non-interest income	502,871	912,555	(127,233)	1,288,193
Amortization of intangibles	8,630	543		9,173
Depreciation expense	47,473	11,388		58,861
Loss on early extinguishment of debt	23,037	15,750		38,787
Other operating expenses	1,080,057	263,270	(124,601)	1,218,726
Income tax expense	31,438	76,995	(203)	108,230

Net (loss) income	$(293,727)	$432,862	$(1,734)	$137,401

Segment Assets	$38,282,644	$5,583,501	$(5,143,183)	$38,722,962

December 31, 2009

(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations

Net interest income	$866,589	$315,469
Provision for loan losses	623,532	782,275
Non-interest income	666,779	30,231
Amortization of intangibles	5,031	3,641
Depreciation expense	37,680	10,811	$(22)
Loss on early extinguishment of debt	1,959
Other operating expenses	708,207	299,726	(3)
Income tax benefit	(1,308)	(24,896)	11

Net income (loss)	$158,267	$(725,857)	$14

Segment Assets	$23,611,755	$10,846,748	$(40,150)

December 31, 2009

(In thousands)	Total Reportable Segments	Corporate	Eliminations	Total Popular, Inc.

Net interest income (loss)	$1,182,058	$(81,817)	$1,012	$1,101,253
Provision for loan losses	1,405,807			1,405,807
Non-interest income	697,010	337,182	(137,691)	896,501
Amortization of intangibles	8,672	810		9,482
Depreciation expense	48,469	15,982		64,451
Loss (gain) on early extinguishment of debt	1,959	(78,337)	(1,922)	(78,300)
Other operating expenses	1,007,930	281,938	(131,305)	1,158,563
Income tax (benefit) expense	(26,193)	17,295	596	(8,302)

Net (loss) income	$(567,576)	$17,677	$(4,048)	$(553,947)

Segment Assets	$34,418,353	$5,546,045	$(5,228,073)	$34,736,325

December 31, 2008

(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations

Net interest income	$958,991	$351,519
Provision for loan losses	519,045	472,299
Non-interest income	531,962	141,006	$(627)
Goodwill and trademark impairment losses	1,623	10,857
Amortization of intangibles	4,975	5,643
Depreciation expense	39,731	14,027	(73)
Other operating expenses	683,906	399,867	(685)
Income tax expense	14,191	114,670	53

Net income (loss)	$227,482	$(524,838)	$78

Segment assets	$25,928,223	$12,441,612	$(25,319)

December 31, 2008

	Total Reportable
(In thousands)	Segments	Corporate	Eliminations	Total Popular, Inc.

Net interest income (loss)	$1,310,510	$(32,512)	$1,206	$1,279,204
Provision for loan losses	991,344	40		991,384
Non-interest income	672,341	295,875	(138,242)	829,974
Goodwill and trademark impairment losses	12,480			12,480
Amortization of intangibles	10,618	891		11,509
Depreciation expense	53,685	18,705		72,390
Other operating expenses	1,083,088	291,586	(134,325)	1,240,349
Income tax expense	128,914	332,253	367	461,534

Net loss	$(297,278)	$(380,112)	$(3,078)	$(680,468)

Segment Assets	$38,344,516	$6,412,123	$(5,886,457)	$38,870,182

Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:
December 31, 2010
Banco Popular de Puerto Rico

					Total
		Consumer and Retail	Other Financial		Banco Popular
(In thousands)	Commercial Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$443,242	$643,076	$9,392	$222	$1,095,932
Provision for loan losses	464,214	145,416			609,630
Non-interest income	133,674	211,242	103,552	(167)	448,301
Amortization of intangibles	558	4,313	578		5,449
Depreciation expense	16,760	20,464	1,140		38,364
Loss on early extinguishment of debt	1,171				1,171
Other operating expenses	272,755	477,859	65,619	(286)	815,947
Income tax (benefit) expense	(68,791)	79,206	16,575	130	27,120

Net (loss) income	$(109,751)	$127,060	$29,032	$211	$46,552

Segment Assets	$15,537,079	$21,479,318	$462,771	$(8,141,846)	$29,337,322

December 31, 2009
Banco Popular de Puerto Rico

					Total
		Consumer and Retail	Other Financial		Banco Popular
(In thousands)	Commercial Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$299,668	$554,677	$11,716	$528	$866,589
Provision for loan losses	427,501	196,031			623,532
Non-interest income	159,242	407,527	100,698	(688)	666,779
Amortization of intangibles	162	4,177	692		5,031
Depreciation expense	16,187	20,237	1,256		37,680
Loss on early extinguishment of debt	1,959				1,959
Other operating expenses	211,933	434,337	62,211	(274)	708,207
Income tax (benefit) expense	(105,470)	87,281	16,831	50	(1,308)

Net (loss) income	$(93,362)	$220,141	$31,424	$64	$158,267

Segment Assets	$9,679,767	$17,285,538	$467,645	$(3,821,195)	$23,611,755

December 31, 2008
Banco Popular de Puerto Rico

					Total
		Consumer and Retail	Other Financial		Banco Popular
(In thousands)	Commercial Banking	Banking	Services	Eliminations	de Puerto Rico

Net interest income	$347,952	$598,398	$12,097	$544	$958,991
Provision for loan losses	348,998	170,047			519,045
Non-interest income	114,844	317,824	99,502	(208)	531,962
Goodwill impairment losses		1,623			1,623
Amortization of intangibles	212	4,113	650		4,975
Depreciation expense	17,805	20,648	1,278		39,731
Other operating expenses	194,589	424,971	64,642	(296)	683,906
Income tax (benefit) expense	(60,769)	59,490	15,158	312	14,191

Net (loss) income	$(38,039)	$235,330	$29,871	$320	$227,482

Segment Assets	$11,148,150	$18,899,992	$579,463	$(4,699,382)	$25,928,223

Additional disclosures with respect to the Banco Popular North America reportable segments are as follows:
December 31, 2010
Banco Popular North America

				Total
	Banco Popular			Banco Popular
(In thousands)	North America	E-LOAN	Eliminations	North America

Net interest income	$305,893	$4,148	$(56)	$309,985
Provision for loan losses	400,077	2,173		402,250
Non-interest income (loss)	73,032	(18,462)		54,570
Amortization of intangibles	3,181			3,181
Depreciation expense	8,539	570		9,109
Loss on early extinguishment of debt	21,866			21,866
Other operating expenses	256,855	7,255		264,110
Income tax expense	1,589	2,729		4,318

Net loss	$(313,182)	$(27,041)	$(56)	$(340,279)

Segment Assets	$9,632,188	$490,845	$(1,149,049)	$8,973,984

December 31, 2009
Banco Popular North America

				Total
	Banco Popular			Banco Popular
(In thousands)	North America	E-LOAN	Eliminations	North America

Net interest income	$303,700	$10,593	$1,176	$315,469
Provision for loan losses	641,668	140,607		782,275
Non-interest income (loss)	70,059	(39,706)	(122)	30,231
Amortization of intangibles	3,641			3,641
Depreciation expense	9,627	1,184		10,811
Other operating expenses	283,113	16,610	3	299,726
Income tax benefit	(7,665)	(17,231)		(24,896)

Net loss	$(556,625)	$(170,283)	$1,051	$(725,857)

Segment Assets	$11,478,201	$560,885	$(1,192,338)	$10,846,748

December 31, 2008
Banco Popular North America

				Total
				Banco Popular
(In thousands)	Banco Popular North America	E-LOAN	Eliminations	North America

Net interest income	$328,713	$21,458	$1,348	$351,519
Provision for loan losses	346,000	126,299		472,299
Non-interest income	127,903	13,915	(812)	141,006
Goodwill and trademark impairment losses		10,857		10,857
Amortization of intangibles	4,144	1,499		5,643
Depreciation expense	12,172	1,855		14,027
Other operating expenses	327,736	72,117	14	399,867
Income tax expense	57,521	56,618	531	114,670

Net loss	$(290,957)	$(233,872)	$(9)	$(524,838)

Segment Assets	$12,913,337	$759,082	$(1,230,807)	$12,441,612

Intersegment revenues[1]

(In thousands)	2010	2009	2008

Interest income:
Banco Popular de Puerto Rico	$14	$4	$257
Banco Popular North America			3,007
Interest expense:
Banco Popular de Puerto Rico			(3,007)
Banco Popular North America	(14)	(4)	(257)

Net interest income	$0	$0	$0

[1]	For purposes of the intersegment revenues disclosure, revenues include interest income (expense) related to internal funding and other non-interest income derived from intercompany transactions.

Geographic Information

(In thousands)	2010	2009	2008

Revenues [1]:
Puerto Rico	$2,138,629	$1,566,081	$1,568,837
United States	339,664	306,667	432,008
Other	104,765	125,006	108,333

Total consolidated revenues from continuing operations	$2,583,058	$1,997,754	$2,109,178

[1]	Total revenues include net interest income, service charges on deposit accounts, other service fees, net gain on sale and valuation adjustments of investment securities, trading account profit, gain on sale of loans and valuation adjustments on loans held-for-sale, FDIC loss share expense, fair value change in equity appreciation instrument, gain on sale of processing and technology business and other operating income.

Selected Balance Sheet Information:[1]
(In thousands)	2010	2009	2008

Puerto Rico
Total assets	$28,464,243	$22,480,832	$24,886,736
Loans	18,729,654	14,176,793	15,160,033
Deposits	19,149,753	16,634,123	16,737,693
United States
Total assets	$9,087,737	$11,033,114	$12,713,357
Loans	6,978,007	8,825,559	10,417,840
Deposits	6,566,710	8,242,604	9,662,690
Other
Total assets	$1,170,982	$1,222,379	$1,270,089
Loans	751,194	801,557	691,058
Deposits	1,045,737	1,048,167	1,149,822

[1]	Does not include balance sheet information of the discontinued operations at December 31, 2008.

Note 40 — Subsequent events:
Management has evaluated the effects of subsequent events that have occurred subsequent to December 31, 2010. There are no material events that would require recognition in the consolidated financial statements for the year ended December 31, 2010. Events occurring subsequent to December 31, 2010 not disclosed elsewhere in these consolidated financial statements are included in the section below.
BPPR — Sale of Construction and Commercial Loans
In January 2011, BPPR signed a non-binding letter of intent to sell approximately $500 million (book value) of construction and commercial real estate loans, approximately 75% of which are non-performing, to a newly created joint venture that will be majority owned by an unrelated third party for a purchase price equal to 47% of their unpaid principal balance at December 31, 2010. The loans are part of a portfolio of approximately $603 million (book value) of construction, commercial real estate and land loans that were reclassified as loans held-for-sale at December 31, 2010. The unpaid principal balance of the loans does not reflect any charge-offs previously taken by the Corporation, which are reflected in their book value.

As part of the transaction, BPPR will make a 24.9% equity investment in the venture. BPPR will also provide financing to the venture for the acquisition of the loans in an amount equal to 50% of the purchase price and certain closing costs. In addition, BPPR will provide financing to the venture to cover unfunded commitments related to certain construction projects (subject to customary conditions of construction draws) and to fund certain operating expenses of the venture. The transaction, which is subject to the completion of due diligence and the execution of definitive documentation, as well as customary closing conditions, is expected to close during the first quarter of 2011. The terms of the non-binding letter were used as a basis for pricing the loans on an aggregate basis upon reclassification to loans held-for-sale.
BPNA — Sale of Non-Conventional Mortgage Loans
On February 28, 2011, BPNA sold to an unrelated third party approximately $288 million (book value) of its approximately $396 million (book value) non-conventional mortgage portfolio classified as held-for-sale at December 31, 2010, for a purchase price of approximately $156 million, or 44% of their legal unpaid principal balance. BPNA is engaged in negotiations to sell the remaining portion of this portfolio to the same unrelated third party.
New Tax Code in Puerto Rico
On January 31, 2011, the Governor of Puerto Rico signed into law a new Internal Revenue Code for Puerto Rico. The most significant impact on corporations of this new Code is the reduction in the marginal corporate income tax rate from 39% to 30%. As a result of this reduction in rate, the Corporation will recognize an additional tax expense of $103.3 million during the first quarter of 2011 and a corresponding reduction in its deferred tax assets, which had been recognized at the higher marginal corporate income tax rate. Under the new code, the Corporation has a one-time election to opt-out of the new reduced rate. This election must be made with the filing of the 2011 income tax return. Currently, the corporate income tax rate is 40.95% due to a temporary five percent surtax approved in March 2009 for years beginning on January 1, 2009 through December 31, 2011.

Note 41 — Popular, Inc. (Holding company only) financial information:
The following condensed financial information presents the financial position of Popular, Inc. Holding Company only at December 31, 2010 and 2009, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2010.
Statements of Condition

	December 31,
(In thousands)	2010	2009

ASSETS
Cash	$1,638	$1,174
Money market investments	1	51
Investments securities available-for-sale, at market value	35,263
Investments securities held-to-maturity, at amortized cost (includes $185,000 in subordinated notes from BPPR; 2009 - $430,000)	210,872	455,777
Other investment securities, at lower of cost or realizable value	10,850	10,850
Investment in BPPR and subsidiaries, at equity	2,521,684	1,910,695
Investment in Popular International Bank and subsidiaries, at equity	1,193,413	867,275
Investment in other subsidiaries, at equity	121,161	268,372
Advances to subsidiaries	412,200	100,600
Loans to affiliates	61,460	6,666
Loans	2,422	2,366
Less — Allowance for loan losses	60	60
Premises and equipment	2,830	2,907
Investments in equity investees	181,009	4,400
Other assets	67,264	30,176

Total assets	$4,822,007	$3,661,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other short-term borrowings		$24,225
Notes payable	$835,793	1,064,462
Accrued expenses and other liabilities	185,683	33,745
Stockholders’ equity	3,800,531	2,538,817

Total liabilities and stockholders’ equity	$4,822,007	$3,661,249

Statements of Operations

	Year ended December 31,
(In thousands)	2010	2009	2008

Income:
Dividends from subsidiaries	$168,100	$160,625	$179,900
Interest on money market and investments securities	23,634	37,229	32,642
Gain on sale of processing and technology businesses	640,802
Earnings (losses) from investments under the equity method	3,402	692	(110)
Other operating (loss) income	(120)		95
Gain on sale and valuation adjustment of investment securities		3,008
Interest on advances to subsidiaries	5,739	8,133	19,812
Interest on loans to affiliates	1,738	888	1,022
Interest on loans	150	127	173

Total income	843,445	210,702	233,534

Expenses
Interest expense	111,809	74,980	42,061
Provision for loan losses			40
Loss (gain) on early extinguishment of debt	15,750	(26,439)
Operating expenses	35,923	7,018	2,614

Total expenses	163,482	55,559	44,715

Income before income taxes and equity in undistributed losses of subsidiaries	679,963	155,143	188,819
Income taxes	80,444	(891)	366

Income before equity in undistributed net losses of subsidiaries	599,519	156,034	188,453
Equity in undistributed net losses of subsidiaries	(462,118)	(729,953)	(1,432,356)

Net income (loss)	$137,401	$(573,919)	$(1,243,903)

Statements of Cash Flows

	Year ended December 31,
(In thousands)	2010	2009	2008

Cash flows from operating activities:
Net income (loss)	$137,401	$(573,919)	$(1,243,903)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed losses of subsidiaries and dividends from subsidiaries	462,118	729,953	1,432,356
Provision for loans losses			40
Net gain on sale and valuation adjustment of investment securities		(3,008)
Amortization of discount on junior subordinated debentures	21,331	6,765
Benefit on early extinguishment of debt		(26,439)
Gain on sale of processing and technology business, net of transaction costs	(616,186)
Net (accretion of discounts) amortization of premiums on investments and deferred fees	(49)	335	(1,791)
(Earnings) losses from investments under the equity method	(3,402)	(692)	110
Stock options expense		91	412
Net decrease in other assets	7,263	22,774	2,435
Deferred income taxes	8,831	(1,850)	(444)
Net (decrease) increase in interest payable	(528)	6,455	(1,982)
Net increase (decrease) in other liabilities	42,578	(1,797)	9,511

Total adjustments	(78,044)	732,587	1,440,647

Net cash provided by operating activities	59,357	158,668	196,744

Cash flows from investing activities:
Net decrease (increase) in money market investments	49	89,643	(43,294)
Purchases of investment securities:
Available-for-sale	(35,000)	(249,603)	(188,673)
Held-to-maturity	(52,796)	(51,539)	(605,079)
Proceeds from maturities and redemptions of investment securities:
Available-for-sale		14,226
Held-to-maturity	297,747	27,318	801,500
Proceeds from sales of investment securities available-for-sale		426,666
Capital contribution to subsidiaries	(1,345,000)	(940,000)	(251,512)
Transfer of shares of a subsidiary		(42,971)
Net change in advances to subsidiaries and affiliates	(366,394)	714,000	(1,302,100)
Net (disbursements) repayments on loans	(56)	3,578	156
Net proceeds from sale of processing and technology business	617,976
Acquisition of premises and equipment	(890)	(310)	(664)
Proceeds from sale of premises and equipment	183	14,943
Proceeds from sale of foreclosed assets	74	47

Net cash (used in) provided by investing activities	(884,107)	5,998	(1,589,666)

Cash flows from financing activities:
Net (decrease) increase in federal funds purchased		(44,471)	44,471
Net decrease in other short-term borrowings	(24,225)	(18,544)	(122,232)
Payments of notes payable and subordinated notes	(250,000)		(31,152)
Proceeds from issuance of notes payable			350,297
Net proceeds from issuance of depository shares	1,100,155
Dividends paid	(310)	(71,438)	(188,644)
Proceeds from issuance of common stock	153		17,712
Proceeds from issuance of preferred stock and associated warrants			1,321,142
Issuance costs and fees paid on exchange of preferred stock and trust preferred securities		(29,024)
Treasury stock acquired	(559)	(17)	(61)

Net cash provided by (used in) financing activities	825,214	(163,494)	1,391,533

Net increase (decrease) in cash	464	1,172	(1,389)
Cash at beginning of year	1,174	2	1,391

Cash at end of year	$1,638	$1,174	$2

Notes payable at December 31, 2010 mature as follows:

Year	(In thousands)

2011	—
2012	$100,000
2013	—
2014	—
2015	—
Later years	290,812
No stated maturity	936,000

Subtotal	1,326,812
Less: Discount	(491,019)

Total	$835,793

A source of income for the Holding Company consists of dividends from BPPR. BPPR and BPNA must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by each entity during the calendar year would exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. The payment of dividends by BPPR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 25. Subject to the Federal Reserve’s ability to establish more stringent specific requirements under its supervisory or enforcement authority, at December 31, 2010, BPPR could have declared a dividend of approximately $78 million. At December 31, 2009, BPPR was required to obtain approval of the Federal Reserve Board to declare a dividend. BPNA could not declare any dividends without the approval of the Federal Reserve Board.
Note 42 — Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities:
The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (“PIHC”) (parent only), Popular International Bank, Inc. (“PIBI”), Popular North America, Inc. (“PNA”) and all other subsidiaries of the Corporation at December 31, 2010 and 2009, and the results of their operations and cash flows for each of the years ended December 31, 2010, 2009 and 2008, respectively.
PIBI is an operating subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries: Popular Insurance V.I., Inc; Tarjetas y Transacciones en Red Tranred, C.A.; and PNA. Prior to the internal reorganization and sale of the ownership interest in EVERTEC, ATH Costa Rica S.A., and T.I.I. Smart Solutions Inc. were also wholly-owned subsidiaries of PIBI.
PNA is an operating subsidiary of PIBI and is the holding company of its wholly-owned subsidiaries: Equity One, Inc.; and Banco Popular North America (“BPNA”), including its wholly-owned subsidiaries Popular Equipment Finance, Inc., Popular Insurance Agency, U.S.A., and E-LOAN, Inc.
PIHC fully and unconditionally guarantees all registered debt securities issued by PNA.

Condensed Consolidating Statement Of Condition

	At December 31, 2010
	Popular, Inc.	PIBI	PNA	All other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	subsidiaries	entries	Consolidated

ASSETS
Cash and due from banks	$1,638	$618	$1,576	$451,723	$(3,182)	$452,373
Money market investments	1	7,512	261	979,232	(7,711)	979,295
Trading account securities, at fair value				546,713		546,713
Investment securities available-for-sale, at fair value	35,263	3,863		5,216,013	(18,287)	5,236,852
Investment securities held-to-maturity, at amortized cost	210,872	1,000		95,482	(185,000)	122,354
Other investment securities, at lower of cost or realizable value	10,850	1	4,492	148,170		163,513
Investment in subsidiaries	3,836,258	1,096,907	1,578,986		(6,512,151)
Loans held-for-sale, at lower of cost or fair value				893,938		893,938

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with FDIC	476,082	1,285		20,798,876	(441,967)	20,834,276
Loans covered under loss sharing agreements with FDIC				4,836,882		4,836,882
Less — Unearned income				106,241		106,241
Allowance for loan losses	60			793,165		793,225

Total loans held-in-portfolio, net	476,022	1,285		24,736,352	(441,967)	24,771,692

FDIC loss share indemnification asset				2,311,997		2,311,997
Premises and equipment, net	2,830		122	542,501		545,453
Other real estate not covered under loss sharing agreements with FDIC				161,496		161,496
Other real estate covered under loss sharing agreements with FDIC				57,565		57,565
Accrued income receivable	1,510	33	111	149,101	(97)	150,658
Mortgage servicing assets, at fair value				166,907		166,907
Other assets	246,209	86,116	15,105	1,134,056	(25,413)	1,456,073
Goodwill				647,387		647,387
Other intangible assets	554			58,142		58,696

Total assets	$4,822,007	$1,197,335	$1,600,653	$38,296,775	$(7,193,808)	$38,722,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,961,417	$(22,096)	$4,939,321
Interest bearing				21,830,669	(7,790)	21,822,879

Total deposits				26,792,086	(29,886)	26,762,200
Federal funds purchased and assets sold under agreements to repurchase				2,412,550		2,412,550
Other short-term borrowings			$32,500	743,922	(412,200)	364,222
Notes payable	$835,793		430,121	2,905,554	(1,285)	4,170,183
Subordinated notes				185,000	(185,000)
Other liabilities	185,683	$3,921	47,169	1,028,614	(52,111)	1,213,276

Total liabilities	1,021,476	3,921	509,790	34,067,726	(680,482)	34,922,431

Stockholders’ equity:
Preferred stock	50,160					50,160
Common stock	10,229	4,066	2	51,633	(55,701)	10,229
Surplus	4,085,478	4,158,157	4,066,208	5,862,091	(14,077,929)	4,094,005
Accumulated deficit	(338,801)	(2,958,347)	(3,000,682)	(1,714,659)	7,665,161	(347,328)
Treasury stock, at cost	(574)					(574)
Accumulated other comprehensive (loss) income, net of tax	(5,961)	(10,462)	25,335	29,984	(44,857)	(5,961)

Total stockholders’ equity	3,800,531	1,193,414	1,090,863	4,229,049	(6,513,326)	3,800,531

Total liabilities and stockholders’ equity	$4,822,007	$1,197,335	$1,600,653	$38,296,775	$(7,193,808)	$38,722,962

Condensed Consolidating Statement Of Condition

	At December 31, 2009
				All other
	Popular, Inc.	PIBI	PNA	subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	and eliminations	entries	Consolidated

ASSETS
Cash and due from banks	$1,174	$300	$738	$677,606	$(2,488)	$677,330
Money market investments	51	56,144	238	1,002,702	(56,338)	1,002,797
Trading account securities, at fair value				462,436		462,436
Investment securities available-for-sale, at fair value		2,448		6,694,053	(1,787)	6,694,714
Investment securities held-to-maturity, at amortized cost	455,777	1,250		185,935	(430,000)	212,962
Other investment securities, at lower of cost or realizable value	10,850	1	4,492	148,806		164,149
Investment in subsidiaries	3,046,342	733,737	1,156,680		(4,936,759)
Loans held-for-sale, at lower of cost or fair value				90,796		90,796

Loans held-in-portfolio	109,632			23,844,455	(126,824)	23,827,263
Less — Unearned income				114,150		114,150
Allowance for loan losses	60			1,261,144		1,261,204

Total loans held-in-portfolio, net	109,572			22,469,161	(126,824)	22,451,909

Premises and equipment, net	2,907		125	581,821		584,853
Other real estate	74			125,409		125,483
Accrued income receivable	120	127	132	125,857	(156)	126,080
Mortgage servicing assets, at fair value				169,747		169,747
Other assets	33,828	73,308	21,162	1,244,857	(48,238)	1,324,917
Goodwill				604,349		604,349
Other intangible assets	554			43,249		43,803

Total assets	$3,661,249	$867,315	$1,183,567	$34,626,784	$(5,602,590)	$34,736,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing				$4,497,730	$(2,429)	$4,495,301
Interest bearing				21,485,931	(56,338)	21,429,593

Total deposits				25,983,661	(58,767)	25,924,894
Federal funds purchased and assets sold under agreements to repurchase				2,632,790		2,632,790
Other short-term borrowings	$24,225		$700	107,226	(124,825)	7,326
Notes payable	1,064,462		433,846	1,152,324	(2,000)	2,648,632
Subordinated notes				430,000	(430,000)
Other liabilities	33,745	$40	45,547	954,525	(49,991)	983,866

Total liabilities	1,122,432	40	480,093	31,260,526	(665,583)	32,197,508

Stockholders’ equity:
Preferred stock	50,160					50,160
Common stock	6,395	3,961	2	52,322	(56,285)	6,395
Surplus	2,797,328	3,437,437	3,321,208	4,637,181	(11,388,916)	2,804,238
Accumulated deficit	(285,842)	(2,541,802)	(2,627,520)	(1,329,311)	6,491,723	(292,752)
Treasury stock, at cost	(15)					(15)
Accumulated other comprehensive (loss) income, net of tax	(29,209)	(32,321)	9,784	6,066	16,471	(29,209)

Total stockholders’ equity	2,538,817	867,275	703,474	3,366,258	(4,937,007)	2,538,817

Total liabilities and stockholders’ equity	$3,661,249	$867,315	$1,183,567	$34,626,784	$(5,602,590)	$34,736,325

Condensed Consolidating Statement of Operations

	Year ended December 31, 2010
	Popular, Inc.	PIBI	PNA	All other subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	and eliminations	entries	Consolidated

INTEREST INCOME AND DIVIDEND INCOME:
Dividend income from subsidiaries	$168,100	$7,500			$(175,600)
Loans	7,627	19		$1,675,477	(6,389)	$1,676,734
Money market investments	55	252	$2	5,383	(308)	5,384
Investment securities	23,579	31	322	235,521	(21,243)	238,210
Trading account securities				27,918		27,918

Total interest and dividend income	199,361	7,802	324	1,944,299	(203,540)	1,948,246

INTEREST EXPENSE:
Deposits				351,180	(299)	350,881
Short-term borrowings	46		510	65,550	(5,828)	60,278
Long-term debt	111,763		30,586	121,328	(21,455)	242,222

Total interest expense	111,809		31,096	538,058	(27,582)	653,381

Net interest income (expense)	87,552	7,802	(30,772)	1,406,241	(175,958)	1,294,865
Provision for loan losses				1,011,880		1,011,880

Net interest income (expense) after provision for loan losses	87,552	7,802	(30,772)	394,361	(175,958)	282,985

Service charges on deposit accounts				195,803		195,803
Other service fees				382,350	(4,846)	377,504
Net gain on sale and valuation adjustments of investment securities				3,992		3,992
Trading account profit				16,404		16,404
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale				(56,139)		(56,139)
FDIC loss share expense				(25,751)		(25,751)
Fair value change in equity appreciation instrument				42,555		42,555
Gain on sale of processing and technology business	640,802					640,802
Other operating income (loss)	3,282	21,807	(3,980)	90,546	(18,632)	93,023

Total non-interest income (loss)	644,084	21,807	(3,980)	649,760	(23,478)	1,288,193

OPERATING EXPENSES:
Personnel costs:
Salaries	19,498	387		392,553	(381)	412,057
Pension and other benefits	3,077	52		99,030	(18)	102,141

Total personnel costs	22,575	439		491,583	(399)	514,198

Net occupancy expenses	2,941	34	3	112,240	985	116,203
Equipment expenses	2,887	2		82,962		85,851
Other taxes	1,816			48,792		50,608
Professional fees	31,590	22	11	154,347	(19,865)	166,105
Communications	481	21	14	38,389		38,905
Business promotion	1,275			45,396		46,671
Printing and supplies	70			9,232		9,302
FDIC deposit insurance				67,644		67,644
Loss on early extinguishment of debt	15,750			23,037		38,787
Other operating expenses	(27,712)	(399)	432	211,528	(1,749)	182,100
Amortization of intangibles				9,173		9,173

Total operating expenses	51,673	119	460	1,294,323	(21,028)	1,325,547

Income (loss) before income tax and equity in losses of subsidiaries	679,963	29,490	(35,212)	(250,202)	(178,408)	245,631
Income tax expense (benefit)	80,444	3,243	(296)	25,101	(262)	108,230

Income (loss) before equity in losses of subsidiaries	599,519	26,247	(34,916)	(275,303)	(178,146)	137,401
Equity in undistributed losses of subsidiaries	(462,118)	(378,892)	(338,246)		1,179,256

NET INCOME (LOSS)	$137,401	$(352,645)	$(373,162)	$(275,303)	$1,001,110	$137,401

Condensed Consolidating Statement of Operations

	Year ended December 31, 2009
	Popular, Inc.	PIBI	PNA	All other subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	and eliminations	entries	Consolidated

INTEREST INCOME AND DIVIDEND INCOME:
Dividend income from subsidiaries	$160,625	$7,500	$20,000		$(188,125)
Loans	9,148		44	$1,518,431	(8,374)	$1,519,249
Money market investments	109	1,306	2,156	8,573	(3,574)	8,570
Investment securities	37,120	70	703	281,887	(27,792)	291,988
Trading account securities				35,190		35,190

Total interest and dividend income	207,002	8,876	22,903	1,844,081	(227,865)	1,854,997

INTEREST EXPENSE:
Deposits				504,732	(3,470)	501,262
Short-term borrowings	169		45	77,548	(8,405)	69,357
Long-term debt	74,811		58,581	78,609	(28,876)	183,125

Total interest expense	74,980		58,626	660,889	(40,751)	753,744

Net interest income (expense)	132,022	8,876	(35,723)	1,183,192	(187,114)	1,101,253
Provision for loan losses				1,405,807		1,405,807

Net interest income (expense) after provision for loan losses	132,022	8,876	(35,723)	(222,615)	(187,114)	(304,554)

Service charges on deposit accounts				213,493		213,493
Other service fees				401,934	(7,747)	394,187
Net gain (loss) on sale and valuation adjustments of investment securities	3,008	(10,934)		229,530	(2,058)	219,546
Trading account profit				39,740		39,740
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale				(35,060)		(35,060)
Other operating income (loss)	692	16,558	(1,184)	52,778	(4,249)	64,595

Total non-interest income (loss)	3,700	5,624	(1,184)	902,415	(14,054)	896,501

OPERATING EXPENSES:
Personnel costs:
Salaries	24,238	368		387,004	(994)	410,616
Pension and other benefits	3,918	59		118,694	(24)	122,647

Total personnel costs	28,156	427		505,698	(1,018)	533,263

Net occupancy expenses	2,613	30	3	108,389		111,035
Equipment expenses	3,683		4	97,843		101,530
Other taxes	3,544			49,061		52,605
Professional fees	15,676	14	(55)	100,831	(5,179)	111,287
Communications	443	20	23	45,778		46,264
Business promotion	1,182			37,690		38,872
Printing and supplies	74			11,019		11,093
Impairment losses on long-lived assets				1,545		1,545
FDIC deposit insurance				76,796		76,796
(Gain) loss on early extinguishment of debt	(26,439)		(51,897)	1,959	(1,923)	(78,300)
Other operating expenses	(48,353)	(400)	238	188,947	(1,708)	138,724
Amortization of intangibles				9,482		9,482

Total operating expenses	(19,421)	91	(51,684)	1,235,038	(9,828)	1,154,196

Income (loss) before income tax and equity in losses of subsidiaries	155,143	14,409	14,777	(555,238)	(191,340)	(562,249)
Income tax (benefit) expense	(891)	26	21,601	(29,729)	691	(8,302)

Income (loss) before equity in losses of subsidiaries	156,034	14,383	(6,824)	(525,509)	(192,031)	(553,947)
Equity in undistributed losses of subsidiaries	(709,981)	(739,039)	(735,305)		2,184,325

Loss from continuing operations	(553,947)	(724,656)	(742,129)	(525,509)	1,992,294	(553,947)
Loss from discontinued operations, net of income tax				(19,972)		(19,972)
Equity in undistributed losses of discontinued operations	(19,972)	(19,972)	(19,972)		59,916

NET LOSS	$(573,919)	$(744,628)	$(762,101)	$(545,481)	$2,052,210	$(573,919)

Condensed Consolidating Statement of Operations

	Year ended December 31, 2008
				All other
	Popular, Inc.	PIBI	PNA	subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	and eliminations	entries	Consolidated

INTEREST INCOME AND DIVIDEND INCOME:
Dividend income from subsidiaries	$179,900				$(179,900)
Loans	21,007	$219	$89,167	$1,868,717	(110,648)	$1,868,462
Money market investments	1,730	1,073	1,918	19,056	(5,795)	17,982
Investment securities	30,912	766	894	339,059	(28,063)	343,568
Trading account securities				44,111		44,111

Total interest and dividend income	233,549	2,058	91,979	2,270,943	(324,406)	2,274,123

INTEREST EXPENSE:
Deposits				702,858	(2,736)	700,122
Short-term borrowings	2,943		18,818	181,059	(34,750)	168,070
Long-term debt	39,118		120,605	75,178	(108,174)	126,727

Total interest expense	42,061		139,423	959,095	(145,660)	994,919

Net interest income (expense)	191,488	2,058	(47,444)	1,311,848	(178,746)	1,279,204
Provision for loan losses	40			991,344		991,384

Net interest income (expense) after provision for loan losses	191,448	2,058	(47,444)	320,504	(178,746)	287,820

Service charges on deposit accounts				206,957		206,957
Other service fees				424,971	(8,808)	416,163
Net (loss) gain on sale and valuation adjustments of investment securities		(9,147)		78,863		69,716
Trading account profit				43,645		43,645
Gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale				6,018		6,018
Other operating (loss) income	(15)	11,844	(31,447)	111,360	(4,267)	87,475

Total non-interest (loss) income	(15)	2,697	(31,447)	871,814	(13,075)	829,974

OPERATING EXPENSES:
Personnel costs:
Salaries	22,363	395		464,971	(2,009)	485,720
Pension and other benefits	4,816	75		117,927	(73)	122,745

Total personnel costs	27,179	470		582,898	(2,082)	608,465

Net occupancy expenses	2,582	29	3	117,842		120,456
Equipment expenses	3,697			107,781		111,478
Other taxes	2,590			50,209		52,799
Professional fees	19,573	12	(24)	107,253	(5,669)	121,145
Communications	314	19	37	51,016		51,386
Business promotion	1,621			61,110		62,731
Printing and supplies	70			14,380		14,450
Impairment losses on long-lived assets				13,491		13,491
FDIC deposit insurance				15,037		15,037
Other operating expenses	(55,012)	(401)	(954)	199,264	(1,596)	141,301
Goodwill and trademark impairment losses				12,480		12,480
Amortization of intangibles				11,509		11,509

Total operating expenses	2,614	129	(938)	1,344,270	(9,347)	1,336,728

Income (loss) before income tax and equity in losses of subsidiaries	188,819	4,626	(77,953)	(151,952)	(182,474)	(218,934)
Income tax expense	366		12,962	447,730	476	461,534

Income (loss) before equity in losses of subsidiaries	188,453	4,626	(90,915)	(599,682)	(182,950)	(680,468)
Equity in undistributed losses of subsidiaries	(868,921)	(929,637)	(849,432)		2,647,990

Loss from continuing operations	(680,468)	(925,011)	(940,347)	(599,682)	2,465,040	(680,468)
Loss from discontinued operations, net of income tax				(563,435)		(563,435)
Equity in undistributed losses of discontinued operations	(563,435)	(563,435)	(563,435)		1,690,305

NET LOSS	$(1,243,903)	$(1,488,446)	$(1,503,782)	$(1,163,117)	$4,155,345	$(1,243,903)

Condensed Consolidating Statement Of Cash Flows

	Year ended December 31, 2010
	Popular,
	Inc.			All other
	Holding	PIBI	PNA	subsidiaries	Elimination	Popular, Inc.
(In thousands)	Co.	Holding Co.	Holding Co.	and eliminations	entries	Consolidated

Cash flows from operating activities:
Net income (loss)	$137,401	$(352,645)	$(373,162)	$(275,303)	$1,001,110	$137,401

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed losses of subsidiaries	462,118	378,892	338,246		(1,179,256)
Depreciation and amortization of premises and equipment	785		3	58,073		58,861
Provision for loan losses				1,011,880		1,011,880
Amortization of intangibles				9,173		9,173
Fair value adjustment of mortgage servicing rights				22,859		22,859
Net amortization of premiums and deferred fees (accretion of discounts)	21,282		275	(275,786)	(650)	(254,879)
Net gain on sale and valuation adjustment of investment securities				(3,992)		(3,992)
Fair value change in equity appreciation instrument				(42,555)		(42,555)
FDIC loss share expense				25,751		25,751
FDIC deposit insurance expense				67,644		67,644
Net loss (gain) on disposition of premises and equipment	2			(1,814)		(1,812)
Net loss on sale of loans and valuation adjustments on loans held-for-sale				56,139		56,139
Cost on early extinguishment of debt				1,171		1,171
Gain on sale of processing and technology business, net of transaction costs	(616,186)					(616,186)
(Earnings) losses from investments under the equity method	(3,402)	(21,807)	3,981	(2,354)	13,719	(9,863)
Net disbursements on loans held-for-sale				(735,095)		(735,095)
Acquisitions of loans held-for-sale				(307,629)		(307,629)
Proceeds from sale of loans held-for-sale				81,370		81,370
Net decrease in trading securities				721,398		721,398
Net (increase) decrease in accrued income receivable	(1,390)	94	20	12,650	(59)	11,315
Net decrease in other assets	7,866	6,689	2,077	24,368	(44,559)	(3,559)
Net (decrease) increase in interest payable	(528)		81	(29,201)	86	(29,562)
Deferred income taxes	8,831			(23,392)	2,434	(12,127)
Net decrease in pension and other postretirement benefit obligation				(11,060)		(11,060)
Net increase (decrease) in other liabilities	42,578	3,882	1,540	(64,861)	3,377	(13,484)

Total adjustments	(78,044)	367,750	346,223	594,737	(1,204,908)	25,758

Net cash provided by (used in) operating activities	59,357	15,105	(26,939)	319,434	(203,798)	163,159

Cash flows from investing activities:
Net decrease (increase) in money market investments	49	48,632	(23)	119,710	(48,627)	119,741
Purchases of investment securities:
Available-for-sale	(35,000)			(746,192)	17,150	(764,042)
Held-to-maturity	(52,796)			(44,392)		(97,188)
Other				(64,591)		(64,591)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				1,865,879		1,865,879
Held-to-maturity	297,747	250		135,132	(245,000)	188,129
Other				123,836		123,836
Proceeds from sale of investment securities available-for-sale				397,086		397,086
Net (disbursements) repayments on loans	(366,450)	231		1,591,839	313,626	1,539,246
Proceeds from sale of loans				34,011		34,011
Acquisition of loan portfolios				(256,406)		(256,406)
Capital contribution to subsidiary	(1,345,000)	(745,000)	(745,000)		2,835,000
Cash received from acquisitions				261,311		261,311
Net proceeds from sale of processing and technology businesses	617,976			24,346		642,322
Mortgage servicing rights purchased				(1,041)		(1,041)
Acquisition of premises and equipment	(890)			(65,965)		(66,855)
Proceeds from sale of premises and equipment	183			14,277		14,460
Proceeds from sale of foreclosed assets	74			141,162		141,236

Net cash (used in) provided by investing activities	(884,107)	(695,887)	(745,023)	3,530,002	2,872,149	4,077,134

Cash flows from financing activities:
Net decrease in deposits				(1,582,367)	28,881	(1,553,486)
Net decrease in assets sold under agreements to repurchase				(220,240)		(220,240)
Net (decrease) increase in other short-term borrowings	(24,225)		31,800	636,696	(287,375)	356,896
Payments of notes payable and subordinated notes	(250,000)		(4,000)	(4,253,578)	247,000	(4,260,578)
Proceeds from issuance of notes payable				110,870	231	111,101
Proceeds from issuance of common stock	153					153
Net proceeds from issuance of depository shares	1,100,155				1,618	1,101,773
Dividends paid	(310)					(310)
Dividends paid to parent company		(63,900)		(111,700)	175,600
Treasury stock acquired	(559)					(559)
Capital contribution from parent		745,000	745,000	1,345,000	(2,835,000)

Net cash provided by (used in) financing activities	825,214	681,100	772,800	(4,075,319)	(2,669,045)	(4,465,250)

Net increase (decrease) in cash and due from banks	464	318	838	(225,883)	(694)	(224,957)
Cash and due from banks at beginning of period	1,174	300	738	677,606	(2,488)	677,330

Cash and due from banks at end of period	$1,638	$618	$1,576	$451,723	$(3,182)	$452,373

Condensed Consolidating Statement Of Cash Flows

	Year ended December 31, 2009
				All other
	Popular, Inc.	PIBI	PNA	subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	and eliminations	entries	Consolidated

Cash flows from operating activities:
Net loss	$(573,919)	$(744,628)	$(762,101)	$(545,481)	$2,052,210	$(573,919)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in undistributed losses of subsidiaries	729,953	759,011	755,277		(2,244,241)
Depreciation and amortization of premises and equipment	1,573		3	62,875		64,451
Provision for loan losses				1,405,807		1,405,807
Impairment losses on long-lived assets				1,545		1,545
Amortization of intangibles				9,482		9,482
Fair value adjustments of mortgage servicing rights				32,960		32,960
Net amortization of premiums and deferred fees	7,100		493	64,212	(271)	71,534
Net (gain) loss on sale and valuation adjustment of investment securities	(3,008)	10,934		(229,530)	2,058	(219,546)
FDIC deposit insurance expense				76,796		76,796
Earnings from changes in fair value related to instruments measured at fair value pursuant to the fair value option				(1,674)		(1,674)
Net loss (gain) on disposition of premises and equipment	3,006			(3,418)		(412)
Net loss on sale of loans and valuation adjustments on loans held-for-sale				40,268		40,268
(Benefit) cost on early extinguishment of debt	(26,439)		(51,898)	1,959	(1,922)	(78,300)
(Earnings) losses from investments under the equity method	(692)	(16,558)	1,184	90	(1,719)	(17,695)
Stock options expense	91			111		202
Net disbursements on loans held-for-sale				(1,129,554)		(1,129,554)
Acquisitions of loans held-for-sale				(354,472)		(354,472)
Proceeds from sale of loans held-for-sale				79,264		79,264
Net decrease in trading securities				1,542,470		1,542,470
Net decrease in accrued income receivable	913	347	1,728	29,553	(1,940)	30,601
Net decrease (increase) in other assets	17,282	6,712	1,020	(271,464)	(13,306)	(259,756)
Net increase (decrease) in interest payable	6,455		(11,605)	(44,485)	1,940	(47,695)
Deferred income taxes	(1,850)		(2,601)	(100,308)	24,869	(79,890)
Net increase in pension and other postretirement benefit obligation				19,599		19,599
Net (decrease) increase in other liabilities	(1,797)	(77)	3,796	24,623	(9,708)	16,837

Total adjustments	732,587	760,369	697,397	1,256,709	(2,244,240)	1,202,822

Net cash provided by (used in) operating activities	158,668	15,741	(64,704)	711,228	(192,030)	628,903

Cash flows from investing activities:
Net decrease (increase) in money market investments	89,643	(15,530)	450,008	(208,181)	(524,083)	(208,143)
Purchases of investment securities:
Available-for-sale	(249,603)			(4,135,171)	191,484	(4,193,290)
Held-to-maturity	(51,539)			(8,023)		(59,562)
Other				(38,913)		(38,913)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	14,226			1,617,381		1,631,607
Held-to-maturity	27,318			114,248		141,566
Other				75,101		75,101
Proceeds from sale of investment securities available-for-sale	426,666			3,590,131	(191,484)	3,825,313
Proceeds from sale of other investment securities				52,294		52,294
Net repayments on loans	717,578		12,800	1,065,164	(741,795)	1,053,747
Proceeds from sale of loans				328,170		328,170
Acquisition of loan portfolios				(72,675)		(72,675)
Capital contribution to subsidiary	(940,000)	(940,000)	(590,000)		2,470,000
Transfer of shares of a subsidiary	(42,971)		42,971
Mortgage servicing rights purchased				(1,364)		(1,364)
Acquisition of premises and equipment	(310)			(69,330)		(69,640)
Proceeds from sale of premises and equipment	14,943			25,300		40,243
Proceeds from sale of foreclosed assets	47			149,900		149,947

Net cash provided by (used in) investing activities	5,998	(955,530)	(84,221)	2,484,032	1,204,122	2,654,401

Cash flows from financing activities:
Net decrease in deposits				(2,058,240)	432,642	(1,625,598)
Net decrease in federal funds purchased and assets sold under agreements to repurchase	(44,471)			(964,027)	89,680	(918,818)
Net (decrease) increase in other short-term borrowings	(18,544)		200	(721,059)	741,795	2,392
Payments of notes payable			(798,880)	(14,197)		(813,077)
Proceeds from issuance of notes payable			675	60,000		60,675
Dividends paid to parent company				(188,125)	188,125
Dividends paid	(71,438)					(71,438)
Issuance costs and fees paid on exchange of preferred stock and trust preferred securities	(29,024)				3,944	(25,080)
Treasury stock acquired	(17)					(17)
Capital contribution from parent		940,000	940,000	590,000	(2,470,000)

Net cash (used in) provided by financing activities	(163,494)	940,000	141,995	(3,295,648)	(1,013,814)	(3,390,961)

Net increase (decrease) in cash and due from banks	1,172	211	(6,930)	(100,388)	(1,722)	(107,657)
Cash and due from banks at beginning of period	2	89	7,668	777,994	(766)	784,987

Cash and due from banks at end of period	$1,174	$300	$738	$677,606	$(2,488)	$677,330

Condensed Consolidating Statement Of Cash Flows

	Year ended December 31, 2008
	Popular, Inc.	PIBI	PNA	Other	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	Holding Co.	subsidiaries	entries	Consolidated

Cash flows from operating activities:
Net loss	$(1,243,903)	$(1,488,446)	$(1,503,782)	$(1,163,117)	$4,155,345	$(1,243,903)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in undistributed losses of subsidiaries	1,432,356	1,493,072	1,412,867		(4,338,295)
Depreciation and amortization of premises and equipment	2,321		3	70,764		73,088
Provision for loan losses	40			1,010,335		1,010,375
Goodwill and trademark impairment losses				12,480		12,480
Impairment losses on long-lived assets				17,445		17,445
Amortization of intangibles				11,509		11,509
Fair value adjustments of mortgage servicing rights				52,174		52,174
Net loss (gain) on sale and valuation adjustment of investment securities		9,147		(73,443)		(64,296)
FDIC deposit insurance expense				15,037		15,037
Losses from changes in fair value related to instruments measured at fair value pursuant to the fair value option				198,880		198,880
Net loss (gain) on disposition of premises and equipment	57			(25,961)		(25,904)
Loss on sale of loans, including adjustments to indemnity reserves, and adjustments on loans held-for-sale				83,056		83,056
Net (accretion of discounts) amortization of premiums and deferred fees	(1,791)			74,170		72,379
Fair value adjustment of other assets held for sale				120,789		120,789
Losses (earnings) from investments under the equity method	110	(11,845)	4,546	26	(1,753)	(8,916)
Stock options expense	412			687		1,099
Net disbursements on loans held-for-sale				(2,302,189)		(2,302,189)
Acquisitions of loans held-for-sale				(431,789)		(431,789)
Proceeds from sale of loans held-for-sale				1,492,870		1,492,870
Net decrease in trading securities				1,754,419	(319)	1,754,100
Net decrease (increase) in accrued income receivable	642	(412)	(1,383)	59,787	825	59,459
Net (increase) decrease in other assets	(585)	5,245	7,067	84,445	(25,136)	71,036
Net decrease in interest payable	(1,982)		(15,934)	(39,665)	(825)	(58,406)
Deferred income taxes	(444)		12,962	366,733	475	379,726
Net increase in pension and other postretirement benefit obligation				1,002		1,002
Net increase (decrease) in other liabilities	9,511	1	(26,835)	(41,890)	25,630	(33,583)

Total adjustments	1,440,647	1,495,208	1,393,293	2,511,671	(4,339,398)	2,501,421

Net cash provided by (used in) operating activities	196,744	6,762	(110,489)	1,348,554	(184,053)	1,257,518

Cash flows from investing activities:
Net (increase) decrease in money market investments	(43,294)	(40,314)	(550,095)	237,491	608,270	212,058
Purchases of investment securities:
Available-for-sale	(188,673)	(181)		(3,887,030)		(4,075,884)
Held-to-maturity	(605,079)			(4,481,090)		(5,086,169)
Other				(193,820)		(193,820)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale				2,491,732		2,491,732
Held-to-maturity	801,500			4,476,373		5,277,873
Other				192,588		192,588
Proceeds from sale of investment securities available-for-sale		8,296		2,437,214		2,445,510
Proceeds from sale of other investment securities				49,489		49,489
Net (disbursements) repayments on loans	(1,301,944)	25,150	2,054,214	(991,266)	(879,591)	(1,093,437)
Proceeds from sale of loans				2,426,491		2,426,491
Acquisition of loan portfolios				(4,505)		(4,505)
Capital contribution to subsidiary	(251,512)	(250,000)	(246,800)		748,312
Mortgage servicing rights purchased				(42,331)		(42,331)
Acquisition of premises and equipment	(664)			(145,476)		(146,140)
Proceeds from sale of premises and equipment				60,058		60,058
Proceeds from sale of foreclosed assets				166,683		166,683

Net cash (used in) provided by investing activities	(1,589,666)	(257,049)	1,257,319	2,792,601	476,991	2,680,196

Cash flows from financing activities:
Net decrease in deposits				(164,957)	(589,220)	(754,177)
Net increase (decrease) in federal funds purchased and assets sold under agreements to repurchase	44,471		(117,692)	(1,794,455)	(17,980)	(1,885,656)
Net decrease in other short-term borrowings	(122,232)		(6,473)	(892,692)	(475,648)	(1,497,045)
Payments of notes payable	(61,152)		(1,273,568)	(2,069,253)	1,387,559	(2,016,414)
Proceeds from issuance of notes payable	380,297		8,171	671,630	(32,000)	1,028,098
Dividends paid	(188,644)			(179,900)	179,900	(188,644)
Proceeds from issuance of common stock	17,712					17,712
Proceeds from issuance of preferred stock and associated warrants	1,321,142				3,793	1,324,935
Treasury stock acquired	(61)			(300)		(361)
Capital contribution from parent		250,000	250,000	248,311	(748,311)

Net cash provided by (used in) financing activities	1,391,533	250,000	(1,139,562)	(4,181,616)	(291,907)	(3,971,552)

Net (decrease) increase in cash and due from banks	(1,389)	(287)	7,268	(40,461)	1,031	(33,838)
Cash and due from banks at beginning of period	1,391	376	400	818,455	(1,797)	818,825

Cash and due from banks at end of period	$2	$89	$7,668	$777,994	$(766)	$784,987