Form 10-K, Exhibit 13
period 2011-12-31
POPULAR INC
filed 2012-02-29
CIK 763901

contents

1	Letter to Shareholders
3	Institutional Values
5	Highlights, Key Facts &_Figures
6	A Legacy of Caring
8	25-Year Historical Financial Summary

10 Corporate Information

21 Financial Review and Supplementary Information

11 Carta a los Accionistas

12 Valores Institucionales

15 Puntos Principales, Cifras y Datos Claves

16 Un Legado de Compromiso

18 Resumen Financiero Histórico – 25 Años

20 Información Corporativa

Popular, Inc. (NASDAQ:BPOP) is a full service financial provider based in Puerto Rico with operations in Puerto Rico and the United States. In Puerto Rico it is the leading banking institution by both assets and deposits, and ranks 36th in assets among U.S. banks. With 192 branches in Puerto Rico and the Virgin Islands, Popular o_ers retail and commercial banking services, as well as auto and equipment leasing and financing, mortgage loans, investment banking and broker-dealer services. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

Popular, Inc. (NASDAQ: BPOP) es un proveedor financiero de servicio completo con sede en Puerto Rico y operaciones en Puerto Rico y los Estados Unidos. En Puerto Rico es la institución bancaria líder tanto en activos como en depósitos, y ocupa la posición 36 entre los bancos en los Estados Unidos en términos de activos. Con 192 sucursales en Puerto Rico y las Islas Vírgenes, ofrece servicios bancarios a individuos y comercios, así como arrendamiento y financiamiento de autos y equipo, préstamos hipotecarios, banca de inversión y transacciones de corredores de valores. En los Estados Unidos, Popular ha establecido una franquicia bancaria de base comunitaria que provee una amplia gama de servicios y productos financieros, con sucursales en Nueva York, Nueva Jersey, Illinois, Florida y California.

DEAR SHAREHOLDERS:

Popular, Inc. delivered a turnaround year in 2011.

For the first time since 2006, we achieved operational profitability. Building on the steps taken in 2010, in 2011 we focused our efforts on reducing credit costs, identifying opportunities to acquire assets, increasing our efficiency and further improving the performance of our operations in the United States. Fundamentally, we are a much tighter organization than just a few years ago, and one focused more than ever on the strong community banking roots at our core.

Popular achieved net income of $151 million in 2011, compared to $137 million in the previous year. Gross revenues remained strong at $2.0 billion, while the provision for loan losses fell by $436 million.

Net income at Banco Popular Puerto Rico (BPPR) totaled $231 million, compared to $47 million in 2010. Driving these improved results were a lower provision and higher net interest income from revenues related to the Westernbank portfolio and efforts to reduce deposit costs. Despite the deposit rate reductions throughout the year, attrition was minimal and concentrated in high-cost products, mainly among customers who had a single relationship with the institution. That alone underscores the strength of our franchise in Puerto Rico.

Banco Popular North America (BPNA) reached $30 million in net income, compared to a net loss of $340 million in 2010, fueled in large part by a lower provision.

Our stock price has not been reflecting our progress in spite of the improvement in our financial results in 2011. Even though the entire banking segment is under pressure, we will continue to do everything possible – including building on our financial and operational momentum – to benefit our investors.

CREDIT QUALITY

Credit quality remains the toughest challenge for most financial institutions, and Popular is no exception. While there is still much to be done, we made progress and were able to substantially reduce credit costs during 2011.

Our 2011 net charge-offs reached $534 million, less than half of the year-ago total. Driving this year-over-year reduction were improvements at both BPPR and BPNA. As a result of lower net charge-offs, our provision for non-covered loan losses totaled $430 million in 2011, a considerable improvement over the $1.0 billion recorded in 2010.

Notwithstanding the reduction in credit costs, non-performing loans held in portfolio excluding covered loans rose from $1.57 billion to $1.74 billion, driven by an increase at BPPR. In response, we intensified our efforts on the commercial and mortgage portfolios and began to see progress by the end of the year.

For the Puerto Rico commercial portfolio, we continued our aggressive collection and loss mitigation activities, segmenting the distressed portfolio and developing individual action plans for loans above a certain threshold. In the year’s last quarter, we saw a decline in non-performing inflows – suggesting that the level of commercial non-performing loans should begin to stabilize.

As for mortgages in Puerto Rico, despite persistently high delinquency rates, losses have historically represented less than 1% of total loan balances. We have also seen signs of stabilization due to intensified loss mitigation efforts and a decrease in new delinquencies. Through a stronger in-house loss mitigation group, we increased the

Gross revenues remained strong at $2.0 billion, while the provision for loan losses fell by $436 million.

In the United States, we expect our credit performance to keep advancing steadily, though at a slower pace than previous years due to the significant progress already made. In Puerto Rico, we believe that most of the economic contraction is over.

alternatives offered to clients by almost 30%. Even more significant, approximately 70% of all loans modified were performing after 12 months, more than twice the U.S. average, reflecting our disciplined modification process where clients choose among alternatives that maximize their ability to meet their payments and remain in their homes.

In the United States, we continue to see positive results in credit quality due to our de-risking strategies launched in 2008. Net charge-offs, the provision for loan losses and non-performing loans declined substantially in 2011 by 57%, 78%, and 42%, respectively.

At both banks, we executed a series of asset sales in 2011 that improved our credit risk profile by lowering our exposure in certain sectors. In December of 2010, we reclassified approximately $1 billion in loans as held-for-sale, $603 million of construction and commercial loans at BPPR and $396 million of non-conventional mortgage loans at BPNA. In both cases, the vast majority of these loans were non-accruing. In the first half of 2011, BPNA sold all reclassified non-conventional mortgage loans. In the third quarter, BPPR sold a portfolio of commercial and construction loans with an unpaid principal balance of $358 million and net book value of $128 million. As a result of these sales, as well as other smaller transactions completed during the year, loans held-for-sale declined from $894 million in 2010 to $363 million at 2011 year-end. We will pursue additional sales in 2012 to further reduce this balance.

We are confident that the credit situation will continue to improve. In the United States, we expect our credit performance to keep advancing steadily, though at a slower pace than previous years due to the significant progress already made. In Puerto Rico, we believe that most of the economic contraction is over, and recent trends point towards stabilization, if not improvement. Even with our optimism, we will stay focused on our efforts to manage credit quality to ensure continued progress.

ASSET VOLUME

Economic conditions and the deleveraging strategies we have implemented in recent years have put pressure on our balance sheet in terms of asset generation. In Puerto Rico, the protracted recession and the consolidation process drove a significant decline in banking assets, from $101 billion at their peak in 2005 to $72 billion in 2011. In the United States, despite a slight upturn in economic activity, loan demand remains limited while competition is fierce. To mitigate the impact of these factors on our balance sheet, we sought opportunities in 2011 similar to our Westernbank acquisition, though smaller in scale, in which we acquired low-risk assets that could be managed within our existing infrastructure at minimal marginal cost.

In Puerto Rico, we purchased approximately $518 million in fixed-rate performing, first-lien mortgage loans with strong credits scores and low loan-to-values. We also acquired Citibank’s local AAdvantage credit card portfolio with a balance of $131 million, a transaction that has been accretive since inception.

We believe there are other opportunities to add high-quality assets, both in Puerto Rico and the United States, and we will pursue them during the year to continue to enhance our earnings potential.

EFFICIENCY

Throughout 2011, we worked hard on improving organizational efficiency and effectiveness through a redesign of our critical processes and reduction of our expense base.

Early in the year, we launched a project to evaluate and redesign key processes to make them more efficient. We began with the commercial and mortgage origination processes, and saw encouraging results in the pilot phase in terms of reduced processing times and higher levels of customer satisfaction. We are currently rolling out the revised processes to the entire

h1

commercial and mortgage origination groups and expect to see substantial improvements in these areas. We will follow a similar approach in other areas, prioritizing processes and assigning expert resources to evaluate them and redesign them, if necessary. In view of the long-range nature and upside impact of these efforts, we created the Business and Process Improvement Office at a corporate level, with the mandate of overseeing current and future process redesign and efficiency initiatives.

Also, in 2011, we took several steps to reduce expenses. At the end of the year, we announced a voluntary retirement window. A total of 369 employees, or 39% of the eligible population, elected to exercise this option. These were experienced colleagues who dedicated many years to our organization and made important contributions to our growth and success. We thank them for their commitment and wish them all the best. We have put in place robust plans to ensure a smooth transition. These voluntary retirements resulted in a one-time expense of $15.6 million, but are expected to generate annual savings of approximately $15 million. In addition, we launched a plan to reduce our network in Puerto Rico by 10 branches. We completed two consolidations in 2011 and will execute the remaining eight during 2012.

We are well aware of the importance of managing the expense side of our operations at a time when generating revenue and credit costs pose a challenge, and we are committed to capture every opportunity to do so within our organization.

BANCO POPULAR

NORTH AMERICA

BPNA returned to profitability in 2011. Three years earlier, BPNA embarked on a restructuring plan that included the exit of all national lending initiatives, closure or sale of underperforming branches, an asset deleveraging strategy and the refocusing of resources on its community banking activities. Having made significant progress every year after the plan was launched, BPNA registered a net gain in 2011 for the first time in five years.

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

The main driver of BPNA’s improved results in 2011 was a lower provision, due to the continued improvement in credit quality resulting from our disciplined portfolio management strategy. As previously mentioned, BPNA had considerably lower losses and fewer non-performing loans when compared to the previous year. Our persistent attention to expenses also contributed to this positive outcome.

Building on this renewed focus on our community banking strategy, in 2010 we rebranded the Banco Popular North America franchise in the Illinois region as Popular Community Bank to broaden its appeal to non-Hispanics while maintaining the recognition it has achieved among Hispanics. Based on the growth in account openings and balances in Illinois, we rolled out the rebranding effort to the California and Florida regions in August of 2011.

In 2012, BPNA will continue to execute on our repositioning as a relationship-based, community bank – growing our retail and commercial businesses without diverting attention from improving our asset quality and maintaining costs under control.

OUR ORGANIZATION

In 2011, we welcomed C. Kim Goodwin to our Board of Directors. With over 20 years of experience in investments and financial services, Kim brings great knowledge and valuable insight to Popular. Late last year, Michael Masin retired from the Board to devote more time to other professional endeavors. Mike served in our Board for five years and his experience, incisive analysis and support was critical in guiding management through these challenging times. We are pleased to announce the nomination of David E. Goel as a new member of our Board of Directors to fill the vacancy resulting from Mike’s retirement. David is the co-founder and Managing General Partner of Matrix Capital Management Company, LLC. We believe that David will be a great addition to our Board and we are confident that his expertise and insight in areas such as risk management and corporate governance will be of great value.

Last year also brought changes in our management team. With ample experience from top management positions in several financial institutions, Lidio Soriano joined Popular as the Chief Risk Officer and has taken a number of significant steps to further enhance our risk management function. We extend our gratitude to Amílcar Jordán for his many contributions during his years in the Finance and Risk Management Groups. After leading our Corporate Banking Division and more recently the Commercial Banking Group, Ricardo Toro retired after more than 20 years of service at Popular. Ricardo’s upbeat attitude, inquisitive nature and mentoring abilities will be dearly missed by us all. Finally, in an effort to strengthen our commercial credit administration practices without losing our focus on business generation and customer service, we created a new Commercial Credit Administration Group, which operates separately from the Commercial Credit Group. Ileana González, previously our Corporate Comptroller, will lead the new group. Jorge García, formerly the head of the U.S. Finance Group, will replace Ileana as the new Corporate Comptroller.

LOOKING AHEAD

After the momentous events of 2010, mainly the capital raise, the acquisition of Westernbank and the sale of EVERTEC, 2011 was our year to focus on what we believe will drive sustained growth and profitability in the coming years. We continue to face a static economy in Puerto Rico, still only moderate economic growth in the United States, and a credit environment that, while improving, has not yet reached normalized levels. In this context, we will continue to actively manage credit quality to reduce the level of non-performing loans, to add assets to improve our ability to generate revenues, to systematically look for ways to become increasingly efficient and to continue to improve BPNA’s operations and financial results. We are undertaking these efforts with the conviction that these are the right steps to take to increase shareholder value and with an unwavering commitment to deliver the results that reflect the true potential of this great franchise.

Sincerely,

RICHARD L. CARRIÓN

CHAIRMAN, PRESIDENT

AND CHIEF EXECUTIVE OFFICER

2011 HIGHLIGHTS

Key Facts & Figures

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks with $37.3 billion in assets.

POPULAR, INC.

• The year 2011 marked a turnaround for Popular. The $151 million profit for 2011 marks the first year of operational earnings since 2006.

• U.S. operations earned $30 million in net income, compared with a $340 million loss the previous year.

• Puerto Rico operations, which earned $231 million in net income in 2011, increased its loan book by $350 million in 2011 as $649 million in high-quality loan purchases more than offset the decline in the covered loan portfolio that was acquired in the FDIC-assisted acquisition of Westernbank in 2010.

BANCO POPULAR PUERTO RICO

KEY FACTS

• More than 1.5 million clients

• 192 branches and 57 offices throughout P.R. and Virgin Islands (V.I.)

• 6,524 FTEs in P.R. and V.I.

• No. 1 market share in Total Deposits (40%) and Total Loans (34%)1

• $28.4 billion in assets, $19.5 billion in loans, and $21.8 billion in deposits

BANCO POPULAR NORTH AMERICA

KEY FACTS

• Approximately 395,000 clients

• 94 branches throughout five states (Florida, California, New York, New Jersey and Illinois)

• 1,386 FTEs

• Access to more than 35,000 surcharge-free ATMs in leading national and local merchant locations

• E-LOAN held $464 million in deposits and approximately 25,000 clients

• $8.6 billion in assets, $5.8 billion in loans, and $6.2 billion in total deposits

1	As of September 30, 2011

Social Commitment

A LEGACY OF CARING

We are the largest private investor of Instituto Nueva Escuela, a non-profit that develops a Montessori model for 18 public schools in Puerto Rico.

Since its founding in 1893, Popular has endeavored to serve the community with a special focus on improving education and academic achievement. To further this mission, Fundación Banco Popular was established in 1979 and the Banco Popular Foundation in the United States in 2005. These foundations are philanthropic arms which advance community outreach alongside with the everyday efforts of our employees.

The foundations are primarily dedicated to improve education and academic achievement, a reflection of our founders’ belief that a community’s progress is directly linked to education. In 2011, the foundations contributed $2.5 million to community programs and initiatives, including $1.9 million in donations to non-profit organizations in Puerto Rico, our five U.S. regions (California, Illinois, Florida, New York and New Jersey) and the Virgin Islands. More than 80% of donations were provided to education-related initiatives.

ACADEMIC EXCELLENCE & INNOVATION

We annually reward 100 high school graduates in Puerto Rico with a $1,000 Academic Excellence Award. We are the largest private investor of Instituto Nueva Escuela, a non-profit that develops a Montessori model for 18 public schools in Puerto Rico.

ALTERNATIVE EDUCATION

We support five innovative non-profit organizations that have developed alternative education schools in Puerto Rico for kids who have dropped out of public schools. These schools serve more than 2,000 students and had 90% student retention in 2011.

ARTS & MUSIC

Our “Revive the Music” program has donated more than 900 musical instruments to 60 public schools and non-profit organization over five years. We contributed $83,000 in 2011 for music-education programs at the three major art museums in Puerto Rico — the Contemporary Art Museum of Puerto Rico, the Puerto Rico Museum of Art and the Ponce Museum of Art — to help foster imagination, provide information and develop opinion and reflection among our youth. We donated a total of $236,000 in 2011 for music-education initiatives, including $50,000 raised from our music film special commemorating legendary salsa composer Tito Curet.

AFTER SCHOOL

We support 25 non-profits that provide after-school services to improve the academic achievement of more than 4,000 public school students of low-income families. At least 80% of the students served by these after-school programs recorded an improvement on their grades last year.

YOUTH

Through our partnership with Junior Achievement USA (JA), we work with young students to help them realize their academic aspirations, understanding the importance of personal finance and setting career goals. In 2011, our employees in the U.S. raised $119,000 and volunteered 419 hours for Junior Achievement.

FINANCIAL EDUCATION

We held 527 free financial-literacy workshops in Puerto Rico that were attended by 16,400 participants, including individuals, small businesses, students, employees and non-profits. The workshops, which were held across the island, were rated as “excellent” by 94.5 percent of the surveyed participants.

POPULAR, INC. 2011 ANNUAL REPORT

CONSERVATORIO DE MÚSICA DE PUERTO RICO
CENTRO SOR ISOLINA FERRÉ
PROGRAMA DE APOYO Y ENLACE COMUNITARIO
BOYS & GIRLS CLUBS OF CHICAGO, IL
BOYS AND GIRLS CLUBS DE PUERTO RICO
NEIGHBORHOOD HOUSING SERVICES OF ORANGE COUNTY, CA
ASPIRA DE PUERTO RICO HOPE CENTER, FL
HOUSING AND SERVICES, NY
RONALD MCDONALD HOUSE CHARITIES OF CENTRAL FLORIDA

7

POPULAR, INC. 2011 ANNUAL REPORT

DONATIONS BY POPULAR FOUNDATIONS TO NON-PROFITS IN U.S. AND P.R. (2005–2011)

Dollars in thousands $2,800 2,600 2,400 2,200 2,000 1,800 1,600 1,400 1,200 1,000 800 600 400 200 0 2005 2006 2007 2008 2009 2010 2011 GRANTS ORGANIZATIONS 140 120 100 80 60 40 20 0

Popular supported over 100 organizations in the U.S. and Puerto Rico

NEIGHBORHOOD HOUSING SERVICES OF ORANGE COUNTY, CARONALD MCDONALD HOUSE CHARITIES OF CENTRAL FLORIDAHOPE CENTER, FLBOYS & GIRLS CLUBS OF CHICAGO, ILHOUSING AND SERVICES, NYCONSERVATORIO DE MÚSICA DE PUERTO RICOASPIRA DE PUERTO RICOCENTRO SOR ISOLINA FERRÉBOYS AND GIRLS CLUBS DE PUERTO RICOPROGRAMA DE APOYO Y ENLACE COMUNITARIO

Popular, Inc. 25 year

Historical Financial Summary

(Dollars in millions, except per share data) 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997

Selected Financial Information

Net Income (Loss) $ 38.3 $ 47.4 $ 56.3 $ 63.4 $ 64.6 $ 85.1 $ 109.4 $ 124.7 $ 146.4 $ 185.2 $ 209.6

Assets 5,389.6 5,706.5 5,972.7 8,983.6 8,780.3 10,002.3 11,513.4 12,778.4 15,675.5 16,764.1 19,300.5

Gross Loans 2,768.5 3,096.3 3,320.6 5,373.3 5,195.6 5,252.1 6,346.9 7,781.3 8,677.5 9,779.0 11,376.6

Deposits 4,491.6 4,715.8 4,926.3 7,422.7 7,207.1 8,038.7 8,522.7 9,012.4 9,876.7 10,763.3 11,749.6

Stockholders’ Equity 308.2 341.9 383.0 588.9 631.8 752.1 834.2 1,002.4 1,141.7 1,262.5 1,503.1

Market Capitalization $ 260.0 $ 355.0 $ 430.1 $ 479.1 $ 579.0 $ 987.8 $ 1,014.7 $ 923.7 $ 1,276.8 $ 2,230.5 $ 3,350.3

Return on Assets (ROA) 0.76% 0.85% 0.99% 1.09% 0.72% 0.89% 1.02% 1.02% 1.04% 1.14% 1.14%

Return on Equity (ROE) 13.09% 14.87% 15.87% 15.55% 10.57% 12.72% 13.80% 13.80% 14.22% 16.17% 15.83%

Per Common Share1

Net Income (Loss) – Basic $ 0.24 $ 0.30 $ 0.35 $ 0.40 $ 0.27 $ 0.35 $ 0.42 $ 0.46 $ 0.53 $ 0.67 $ 0.75

Net Income (Loss) – Diluted 0.24 0.30 0.35 0.40 0.27 0.35 0.42 0.46 0.53 0.67 0.75

Dividends (Declared) 0.09 0.09 0.10 0.10 0.10 0.10 0.12 0.13 0.15 0.18 0.20

Book Value 1.89 2.10 2.35 2.46 2.63 2.88 3.19 3.44 3.96 4.40 5.19

Market Price 1.67 2.22 2.69 2.00 2.41 3.78 3.88 3.52 4.85 8.44 12.38

Assets by Geographical Area

Puerto Rico 94% 93% 92% 89% 87% 87% 79% 76% 75% 74% 74%

United States 5% 6% 6% 9% 11% 10% 16% 20% 21% 22% 23%

Caribbean and Latin America 1% 1% 2% 2% 2% 3% 5% 4% 4% 4% 3%

Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%

Traditional Delivery System

Banking Branches

Puerto Rico 126 126 128 173 161 162 165 166 166 178 201

Virgin Islands 3 3 3 3 3 3 8 8 8 8 8

United States 9 10 10 24 24 30 32 34 40 44 63

Subtotal 138 139 141 200 188 195 205 208 214 230 272

Non-Banking Offices

Popular Financial Holdings 27 41 58 73 91 102 117

Popular Cash Express

Popular Finance 14 17 18 26 26 26 26 28 31 39 44

Popular Auto 4 9 9 9 8 10 9 8 10

Popular Leasing, U.S.A. 7

Popular Mortgage 3 3 3

Popular Securities 1 2

Popular One

Popular Insurance

Popular Insurance Agency U.S.A.

Popular Insurance, V.I.

E-LOAN

EVERTEC

Subtotal 14 17 22 35 62 76 92 111 134 153 183

Total 152 156 163 235 250 271 297 319 348 383 455

Electronic Delivery System

ATMs

Owned

Puerto Rico 136 153 151 211 206 211 234 262 281 327 391

Virgin Islands 3 3 3 3 3 3 8 8 8 9 17

United States 6 11 26 38 53 71

Total 139 156 154 214 209 220 253 296 327 389 479

Transactions (in millions)

Electronic Transactions2 12.7 14.9 16.1 18.0 23.9 28.6 33.2 43.0 56.6 78.0 111.2

Items Processed3 139.1 159.8 161.9 164.0 166.1 170.4 171.8 174.5 175.0 173.7 171.9

Employees (full-time equivalent) 4,699 5,131 5,213 7,023 7,006 7,024 7,533 7,606 7,815 7,996 8,854

1	Per common share data adjusted for stock splits.

2 From 1981 to 2003, electronic transactions include ACH, Direct Payment, TelePago Popular, Internet Banking and ATH Network transactions in Puerto Rico. From 2004 to 2009, these numbers were adjusted to include ATH Network transactions in the Dominican Republic, Costa Rica, El Salvador and the United States, health care transactions, wire transfers, and other electronic payment transactions in addition to those previously stated. After 2010, electronic transactions only include transactions made by Popular, Inc.’s clients and exclude electronic transactions processed by EVERTEC for other clients.

3 After the sale in 2010 of a majority interest in EVERTEC, Popular’s information technology subsidiary, the Corporation does not process items.

1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011

$ 232.3 $ 257.6 $ 276.1 $ 304.5 $ 351.9 $ 470.9 $ 489.9 $ 540.7 $ 357.7 $ (64.5) $(1,243.9) $ (573.9) $ 137.4 $ 151.3

23,160.4 25,460.5 28,057.1 30,744.7 33,660.4 36,434.7 44,401.6 48,623.7 47,404.0 44,411.4 38,882.8 34,736.3 38,815.0 37,348.4

13,078.8 14,907.8 16,057.1 18,168.6 19,582.1 22,602.2 28,742.3 31,710.2 32,736.9 29,911.0 26,268.9 23,803.9 26,458.9 25,314.4

13,672.2 14,173.7 14,804.9 16,370.0 17,614.7 18,097.8 20,593.2 22,638.0 24,438.3 28,334.4 27,550.2 25,924.9 26,762.2 27,942.1

1,709.1	1,661.0 1,993.6 2,272.8 2,410.9 2,754.4 3,104.6 3,449.2 3,620.3 3,581.9 3,268.4 2,538.8 3,800.5 3,918.8

$ 4,611.7 $ 3,790.2 $ 3,578.1 $ 3,965.4 $ 4,476.4 $5,960.2 $ 7,685.6 $ 5,836.5 $ 5,003.4 $ 2,968.3 $ 1,455.1 $ 1,445.4 $ 3,211.4 $ 1,426.0

1.14%	1.08% 1.04% 1.09% 1.11% 1.36% 1.23% 1.17% 0.74% -0.14% -3.04% -1.57% 0.36% 0.40%
15.41%	15.45% 15.00% 14.84% 16.29% 19.30% 17.60% 17.12% 9.73% -2.08% -44.47% -32.95% 4.37% 4.01%

$ 0.83 $ 0.92 $ 0.99 $ 1.09 $ 1.31 $ 1.74 $ 1.79 $ 1.98 $ 1.24 $ (0.27) $ (4.55) $ 0.24 $ (0.06) $ 0.14

0.83	0.92 0.99 1.09 1.31 1.74 1.79 1.97 1.24(0.27)(4.55) 0.24(0.06) 0.14
0.25	0.30 0.32 0.38 0.40 0.51 0.62 0.64 0.64 0.64 0.48 0.02 – –
5.93	5.76 6.96 7.97 9.10 9.66 10.95 11.82 12.32 12.12 6.33 3.89 3.67 3.77
17.00	13.97 13.16 14.54 16.90 22.43 28.83 21.15 17.95 10.60 5.16 2.26 3.14 1.39

71% 71% 72% 68% 66% 62% 55% 53% 52% 59% 64% 65% 74% 74%

25% 25% 26% 30% 32% 36% 43% 45% 45% 38% 33% 32% 23% 23%

4% 4% 2% 2% 2% 2% 2% 2% 3% 3% 3% 3% 3% 3%

100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%

198 199 199 196 195 193 192 194 191 196 179 173 185 183

8	8 8 8 8 8 8 8 8 8 8 8 8 9
89	91 95 96 96 97 128 136 142 147 139 101 96 94

295 298 302 300 299 298 328 338 341 351 326 282 289 286

128 137 136 149 153 181 183 212 158 134 2 0 0 0

51	102 132 154 195 129 114 4 0 0 0 0 0 0
48	47 61 55 36 43 43 49 52 51 9 0 0 0
10	12 12 20 18 18 18 17 15 12 12 10 10 10
8	10 11 13 13 11 15 14 11 24 22 0 0 0
11	13 21 25 29 32 30 33 32 32 32 33 36 37
2	2 3 4 7 8 9 12 12 13 7 6 6 4

– – – – – – 4

2	2 2 2 2 2 2 2 1 1 1 1
1	1 1 1 1 1 1 1 1 1 1
1	1 1 1 1 1 1 1 1 1
1	1 1 1 0 0 0
4	4 4 5 5 5 5 7 9 9 9 0 0

258 327 382 427 460 431 421 351 292 280 97 61 55 58

553 625 684 727 759 729 749 689 633 631 423 343 344 344

421 442 478 524 539 557 568 583 605 615 605 571 624 613

59	68 37 39 53 57 59 61 65 69 74 77 17 20
94	99 109 118 131 129 163 181 192 187 176 136 138 134

574 609 624 681 723 743 790 825 862 871 855784779 767

130.5	159.4 199.5 206.0 236.6 255.7 568.5 625.9 690.2 772.7 849.4 804.1 381.6 410.4
170.9	171.0 160.2 149.9 145.3 138.5 133.9 140.3 150.0 175.2 202.2 191.7 0 0

10,549 11,501 10,651 11,334 11,037 11,474 12,139 13,210 12,508 12,303 10,587 9,404 8,277 8,239

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

? These words, written in 1928 by Rafael Carrión Pacheco, Executive Vice President and President (1927–1956), embody the philosophy of Popular, Inc. in all its markets.

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

? These words by Rafael Carrión, Jr., President and Chairman of the Board (1956–1991), were written in 1988 to commemorate the 95th anniversary of Banco Popular, and reflect our commitment to human resources.

CORPORATE INFORMATION

Independent Registered Public Accounting Firm:

PricewaterhouseCoopers LLP

Annual Meeting: The 2012 Annual Stockholders’ Meeting of Popular,

Inc. will be held on Friday, April 27, at 9:00 a.m. at Centro Europa Building in San Juan, Puerto Rico.

Additional Information: The Annual Report to the Securities and Exchange

Commission on Form 10-K and any other financial information may also be viewed by visiting our website: www.popular.com

SENIOR MANAGEMENT TEAM

BOARD OF DIRECTORS

RICHARD L. CARRIÓNChairman President & Chief Executive Officer Popular, Inc.

ALEJANDRO M. BALLESTERPresident Ballester Hermanos, Inc.

MARÍA LUISA FERRÉPresident and Chief Executive Officer Grupo Ferré Rangel

C. KIM GOODWINPrivate Investor

MANUEL MORALES JR.President Parkview Realty, Inc.

WILLIAM J. TEUBER JR.Vice Chairman EMC Corporation

CARLOS A. UNANUEPresident Goya de Puerto Rico

JOSÉ R. VIZCARRONDOPresident and Chief Executive Officer Desarrollos Metropolitanos, S.E.

EXECUTIVE OFFICERS

RICHARD L. CARRIÓNChairman President & Chief Executive Officer Popular, Inc.

JORGE A. JUNQUERASenior Executive Vice President Chief Financial Officer Popular, Inc.

CARLOS J. VÁZQUEZExecutive Vice President Popular, Inc. President of Banco Popular North America

IGNACIO ALVAREZExecutive Vice President Chief Legal Officer General Counsel & Corporate Matters Group Popular, Inc.

ILEANA GONZÁLEZ*Executive Vice President Credit Administration Group Banco Popular de Puerto Rico

JUAN GUERREROExecutive Vice President Financial & Insurance Services Group Banco Popular de Puerto Rico

GILBERTO MONZÓNExecutive Vice President Individual Credit Group Banco Popular de Puerto Rico

EDUARDO J. NEGRÓN Executive Vice President Administration Group Popular, Inc.

NÉSTOR O. RIVERAExecutive Vice President Retail Banking and Operations Group Banco Popular de Puerto Rico

ELI SEPÚLVEDA Executive Vice PresidentPopular, Inc. Commercial Credit Group Banco Popular de Puerto Rico

LIDIO SORIANOExecutive Vice President Chief Risk Officer Corporate Risk Management Group Popular, Inc.

Financial Review and

Supplementary Information

Management’s Discussion and

Analysis of Financial Condition

and Results of Operations

Forward-Looking Statements	3

Overview	4

Critical Accounting Policies / Estimates	11

Statement of Operations Analysis	25

Net Interest Income	25

Provision for Loan Losses	30

Non-Interest Income	31

Operating Expenses	34

Income Taxes	36

Fourth Quarter Results	37

Reportable Segment Results	38

Statement of Financial Condition Analysis	41

Assets	41

Deposits and Borrowings	46

Stockholders’ Equity	47

Regulatory Capital	48

Off-Balance Sheet Arrangements and Other Commitments	51

Contractual Obligations and Commercial

Commitments	51

Guarantees Associated with Loans Sold / Serviced	53

Risk Management	57

Market / Interest Rate Risk	59

Liquidity	66

Credit Risk Management and Loan Quality	72

Enterprise Risk and Operational Risk

Management	96

Adoption of New Accounting Standards and Issued

But Not Yet Effective Accounting Standards	97

Statistical Summaries

Statements of Condition	100

Statements of Operations	101

Average Balance Sheet and Summary of

Net Interest Income	102

Quarterly Financial Data	104

3     POPULAR, INC. 2011 ANNUAL REPORT

The following Management’s Discussion and Analysis (“MD&A”) provides information which management believes is necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the “Corporation” or “Popular”). All accompanying tables, consolidated financial statements and corresponding notes included in this “Financial Review and Supplementary Information - 2011 Annual Report” (“the report”) should be considered an integral part of this MD&A.

FORWARD-LOOKING STATEMENTS

The information included in this report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to the Corporation’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to expected earnings levels, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Corporation’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve certain risks, uncertainties, estimates and assumptions by management that are difficult to predict. Various factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the rate of growth in the economy and employment levels, as well as general business and economic conditions; changes in interest rates, as well as the magnitude of such changes; the fiscal and monetary policies of the federal government and its agencies; changes in federal bank regulatory and supervisory policies, including required levels of capital; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Financial Reform Act) on the Corporation’s businesses, business practices and costs of operations; the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; the performance of the stock and bond markets; competition in the financial services industry; additional Federal Deposit Insurance Corporation (“FDIC”) assessments; and possible legislative, tax or regulatory changes. Other possible events or factors that could cause results or performance to differ materially from those expressed in such forward-looking statements include the following: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; changes in interest rates and market liquidity, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets; adverse movements and volatility in debt and equity capital markets; changes in market rates and prices, which may adversely impact the value of financial assets and liabilities; liabilities resulting from litigation and regulatory investigations; changes in accounting standards, rules and interpretations; increased competition; the Corporation’s ability to grow its core businesses; decisions to downsize, sell or close units or otherwise change the business mix of the Corporation; and management’s ability to identify and manage these and other risks. Moreover, the outcome of legal proceedings is inherently uncertain and depends on judicial interpretations of law and the findings of regulators, judges and juries.

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

The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2011 discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.

OVERVIEW

The Corporation is a diversified, publicly-owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States (“U.S.”) mainland, and the U.S. and British Virgin Islands. In Puerto Rico, the Corporation provides retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as mortgage loans, investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. In the U.S. mainland, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA focuses efforts and resources on the core community banking business. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA. As part of the rebranding of the BPNA franchise, some of its branches operate under a new name, Popular Community Bank. Note 39 to the consolidated financial statements presents information about the Corporation’s business segments. The Corporation has a 49% interest in EVERTEC, which provides transaction processing services throughout the Caribbean and Latin America, including servicing many of the Corporation’s system infrastructures and transaction processing businesses.

The Corporation’s net income for the year ended December 31, 2011 amounted to $151.3 million, compared with net income of $137.4 million for 2010 and a net loss of $573.9 million for 2009. The results for 2010 included a $640.8 million gain on the sale of a majority interest in EVERTEC. The results of 2009 included a net loss from discontinued operations, net of tax, amounting to $20.0 million. Table 1 provides selected financial data for the past five years. The discussions that follow pertain to Popular, Inc.’s continuing operations, unless otherwise indicated. Also, for purposes of the discussions, assets subject to loss sharing agreements with the FDIC, including loans and other real estate owned, are referred to as “covered assets” or “covered loans” since the Corporation expects to be reimbursed for 80% of any future losses on those assets, subject to the terms of the FDIC loss sharing agreements.

During 2011, the Corporation maintained a strong net interest margin, produced strong and stable top line income throughout the challenging credit cycle, and continued to reduce credit costs. For 2011, top line income, defined as net interest income plus non-interest income, remained strong at $2.0 billion, while the provision for loan losses declined by $436.2 million, compared with 2010. Substantial efforts to bring down the cost of deposits and increased interest income from the covered loan portfolio helped maintain a strong net interest margin, on a taxable equivalent basis, of 4.47% for the year 2011.

In Puerto Rico, the credit environment remains unstable and credit costs remain high, but there has been improvement in some of the Corporation’s Puerto Rico loan portfolios during 2011, which contributed to a decline in the provision for loan losses in the BPPR reportable segment of $122.4 million compared with the year 2010. Continuing weak economic conditions in Puerto Rico makes loan growth a challenge. However, the Corporation has seen growth in the consumer lending sectors with declining delinquencies and losses and an increase in loan demand from its corporate clients. Although the real estate sector in Puerto Rico continues to be a challenge, the Corporation experienced an increase in residential mortgage loan originations during 2011, when compared with 2010, and its market share has also continued improving. Credit management has remained a primary area of focus in the BPPR reportable segment, principally in the commercial, construction and mortgage lending areas.

The Corporation’s U.S. mainland operations were profitable during 2011 with steady net interest income benefited by lower funding costs in the midst of improving credit conditions. The improved credit performance of BPNA resulted in a reduction in the provision for loan losses for 2011. The U.S. operations have followed the general credit trends on the mainland demonstrating progressive improvement. BPNA’s top line income remained steady. Management remains focused on increasing BPNA’s customer base, as it continues its strategy to transition from a mainly Hispanic-focused bank to a more broad-based community bank. The biggest challenge for the BPNA reportable segment is achieving healthy loan growth in the markets it serves at an adequate risk-adjusted return.

5     POPULAR, INC. 2011 ANNUAL REPORT

Table 1 - Selected Financial Data
	Year ended December 31,
(Dollars in thousands, except per share data)	2011	2010	2009	2008	2007
CONDENSED STATEMENTS OF OPERATIONS
Interest income	$1,937,501	$1,948,246	$1,854,997	$2,274,123	$2,552,235
Interest expense	505,509	653,381	753,744	994,919	1,246,577
Net interest income	1,431,992	1,294,865	1,101,253	1,279,204	1,305,658
Provision for loan losses:
Non-covered loans	430,085	1,011,880	1,405,807	991,384	341,219
Covered loans	145,635	-	-	-	-
Non-interest income	560,277	1,288,193	896,501	829,974	873,695
Operating expenses	1,150,297	1,325,547	1,154,196	1,336,728	1,545,462
Income tax expense (benefit)	114,927	108,230	(8,302)	461,534	90,164
Income (loss) from continuing operations	151,325	137,401	(553,947)	(680,468)	202,508
Loss from discontinued operations, net of tax	-	-	(19,972)	(563,435)	(267,001)
Net income (loss)	$151,325	$137,401	$(573,919)	$(1,243,903)	$(64,493)
Net income (loss) applicable to common stock	$147,602	$(54,576)	$97,377	$(1,279,200)	$(76,406)
PER COMMON SHARE DATA[1]
Net income (loss) - basic and diluted:
From continuing operations	$0.14	$(0.06)	$0.29	$(2.55)	$0.68
From discontinued operations	-	-	(0.05)	(2.00)	(0.95)
Total	$0.14	$(0.06)	$0.24	$(4.55)	$(0.27)
Dividends declared	$-	$-	$0.02	$0.48	$0.64
Book value	3.77	3.67	3.89	6.33	12.12
Market price	1.39	3.14	2.26	5.16	10.60
Outstanding shares:
Average - basic	1,021,793,932	885,154,040	408,229,498	281,079,201	279,494,150
Average - assuming dilution	1,022,894,962	885,154,040	408,229,498	281,079,201	279,494,150
End of period	1,025,904,567	1,022,727,802	639,540,105	282,004,713	280,029,215
AVERAGE BALANCES
Net loans [2]	$25,617,767	$25,821,778	$24,836,067	$26,471,616	$25,380,548
Earning assets	32,931,332	34,154,021	34,083,406	36,026,077	36,374,143
Total assets	38,066,268	38,378,966	36,569,370	40,924,017	47,104,935
Deposits	27,503,391	26,650,497	26,828,209	27,464,279	25,569,100
Borrowings	5,846,874	7,448,021	5,832,896	7,378,438	9,356,912
Total stockholders’ equity	3,732,836	3,259,167	2,852,065	3,358,295	3,861,426
PERIOD END BALANCES
Net loans[2]	$25,314,392	$26,458,855	$23,803,909	$26,268,931	$29,911,002
Allowance for loan losses	815,308	793,225	1,261,204	882,807	548,832
Earning assets	32,441,983	33,507,582	32,340,967	36,146,389	40,901,854
Total assets	37,348,432	38,814,998	34,736,325	38,882,769	44,411,437
Deposits	27,942,127	26,762,200	25,924,894	27,550,205	28,334,478
Borrowings	4,293,669	6,946,955	5,288,748	6,943,305	11,560,596
Total stockholders’ equity	3,918,753	3,800,531	2,538,817	3,268,364	3,581,882
SELECTED RATIOS
Net interest margin (taxable equivalent basis)	4.47%	3.82%	3.47%	3.81%	3.83%
Return on average total assets	0.40	0.36	(1.57)	(3.04)	(0.14)
Return on average common stockholders’ equity	4.01	4.37	(32.95)	(44.47)	(2.08)
Tier I Capital to risk-adjusted assets	15.97	14.52	9.81	10.81	10.12
Total Capital to risk-adjusted assets	17.25	15.79	11.13	12.08	11.38

[1] Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods.
[2] Includes loans held-for-sale and covered loans.

During 2011, the Corporation executed various initiatives to de-risk its balance sheet, including loan sales and loss mitigation activities. The Corporation executed two large loan sales during 2011. In the first quarter of 2011, the Corporation completed the sale of $457 million (unpaid principal balance) in U.S. non-conventional residential mortgage loans by BPNA. On September 29, 2011, BPPR completed the sale of construction and commercial real estate loans with an unpaid principal balance and net book value of approximately $358 million and $128 million, respectively. The majority of the loans sold during 2011 were in non-performing status at the transaction date.

Furthermore, during 2011, the Corporation strived to mitigate the decline in earning assets amid weak economic conditions in Puerto Rico, its principal market. The BPPR reportable segment’s non-covered loans held-in-portfolio increased by $834 million from December 31, 2010 to the same date in 2011, principally from the purchase of performing loans. During the first half of 2011, the Corporation completed two bulk purchases of residential mortgage loans from a Puerto Rico financial institution, adding $518 million in performing mortgage loans to its portfolio. The purchased loans had an average FICO score of 718 and a loan-to-value (“LTV”) of 81%. In August 2011, the Corporation completed the purchase of Citibank’s AAdvantage co-branded credit card portfolio in Puerto Rico and the U.S. Virgin Islands, which represented approximately $131 million in balances. Also, BPPR entered into an agreement with American Airlines, Inc. to become the exclusive issuer of AAdvantage co-branded credit cards in those two regions.

The year 2010 was one of several accomplishments for the Corporation that contributed to the Corporation’s profitability and de-risking in 2011. In an effort to position the Corporation for its participation in an FDIC-assisted transaction in Puerto Rico, during 2010 the Corporation enhanced its capital position with an equity offering in which it raised $1.15 billion of new common equity capital. This capital raise, along with the after-tax gain of $531.0 million, net of transaction costs, on the sale of a 51% interest in EVERTEC, substantially strengthened the Corporation’s capital ratios, placing it in a position to participate in the consolidation of the Puerto Rico banking market and to pursue strategies to improve the credit quality of its loan portfolio. Furthermore, the Westernbank FDIC-assisted transaction proved to be an important strategic transaction that further solidified the Corporation’s leadership position in Puerto Rico amid a contracting market and has contributed with a positive financial impact. Apart from expanding its client base, the covered assets have boosted the Corporation’s net interest margin and other revenues. The yield on covered loans approximated 8.95% for the year ended December 31, 2011. Table 2 provides a summary of the gross revenues derived from the assets acquired in the FDIC-assisted transaction during 2010 and 2011.

7     POPULAR, INC. 2011 ANNUAL REPORT

Table 2 - Financial Information - Westernbank FDIC-Assisted Transaction

(In thousands)	2011	2010	Variance

Interest income:
Interest income on covered loans, except for discount accretion on ASC 310-20 covered loans	$375,595	$223,271	$152,324
Discount accretion on ASC 310-20 covered loans	37,083	79,825	(42,742)

Total interest income on covered loans	412,678	303,096	109,582

FDIC loss share income (expense):
(Amortization) accretion of indemnification asset	(10,855)	73,487	(84,342)
80% mirror accounting on discount accretion on loans and unfunded commitments accounted for under ASC 310-20	(33,221)	(95,383)	62,162
80% mirror accounting on provision for loan losses for reductions in expected cash flows that are reimbursable by the FDIC [1]	110,457	-	110,457
Other	410	(3,855)	4,265

Total FDIC loss share income (expense)	66,791	(25,751)	92,542

Fair value change in equity appreciation instrument	8,323	42,555	(34,232)
Amortization of contingent liability on unfunded commitments (included in other operating income)	4,487	39,404	(34,917)

Total revenues	492,279	359,304	132,975

Provision for loan losses	145,635	-	145,635

Total revenues less provision for loan losses	$346,644	$359,304	$(12,660)

Average balances

(In thousands)	2011	2010	Variance

Covered loans	$4,613,361	$3,364,932	$1,248,429
FDIC loss share asset	2,176,865	1,619,830	557,035
Note issued to the FDIC	1,381,981	2,753,490	(1,371,509)

[1] Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

The discussion that follows provides highlights of the Corporation’s results of operations for the year ended December 31, 2011 compared to the results of operations of 2010. It also provides some highlights with respect to the Corporation’s financial condition, credit quality, capital and liquidity. Table 3 presents a five-year summary of the components of net income (loss) as a percentage of average total assets.

Table 3 - Components of Net Income (Loss) as a Percentage of Average Total Assets
	2011	2010	2009		2008		2007
Net interest income	3.76%	3.38%	3.01%		3.13%		2.77%
Provision for loan losses	(1.51)	(2.64)	(3.84)		(2.42)		(0.72)
Net gain on sale and valuation adjustments of investment securities	0.03	0.01	0.60		0.17		0.21
Net (loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(0.02)	(0.15)	(0.10)		0.01		0.13
Trading account profit	0.01	0.04	0.11		0.11		0.08
FDIC loss share income (expense)	0.18	(0.07)	-		-		-
Fair value change in equity appreciation instrument	0.02	0.11	-		-		-
Gain on sale of processing and technology business	-	1.67	-		-		-
Other non-interest income	1.25	1.74	1.84		1.74		1.43
Total net interest income and non-interest income, net of provision for loan losses	3.72	4.09	1.62		2.74		3.90
Operating expenses	(3.02)	(3.45)	(3.16)		(3.27)		(3.28)
Income (loss) from continuing operations before income tax	0.70	0.64	(1.54)		(0.53)		0.62
Income tax (expense) benefit	(0.30)	(0.28)	0.02		(1.13)		(0.19)
Income (loss) from continuing operations	0.40	0.36	(1.52)		(1.66)		0.43
Loss from discontinued operations, net of tax	-	-	(0.05)		(1.38)		(0.57)
Net income (loss)	0.40%	0.36%	(1.57	) %	(3.04	) %	(0.14	) %

Net interest income on a taxable equivalent basis for the year ended December 31, 2011 amounted to $1.5 billion, an increase of $170 million, compared with 2010. The net interest margin on a taxable equivalent basis increased from 3.82% for the year 2010 to 4.47% for the year 2011, mainly due to interest income from the covered loans, greater volume of mortgage loans and a reduction in the cost of deposits. Refer to the Net Interest Income section of this MD&A for a discussion of the major variances in net interest income, including yields and costs.

The provision for loan losses for 2011 decreased by $436.2 million, or 43%, compared with 2010, which was the net result of a decrease in the provision for non-covered loans of $581.8 million, partially offset by an increase in the provision for loan losses on covered loans of $145.6 million. The allowance for loan losses was 3.35% of non-covered loans held-in-portfolio at December 31, 2011, compared with 3.83% at December 31, 2010. Total net charge-offs for 2011 decreased $597.9 million, compared with 2010. The reduction in the allowance for loan losses for non-covered loans at December 31, 2011, compared with 2010, was mostly attributable to a lower portfolio balance and net charge-offs from the commercial and construction loan portfolios, principally at the BPNA reportable segment, and an improvement in the credit quality performance of the Corporation’s consumer loan portfolios, partially offset by higher specific reserve requirements on the mortgage loan portfolio. Year-over-year, total non-performing assets decreased by $123 million, driven by sales of non-performing loans and a reduction in non-performing construction loans, offset in part by an increase in non-performing commercial and mortgage loans. The Corporation’s non-covered, non-performing loans held-in-portfolio increased by $166 million from December 31, 2010 to the same date in 2011, reaching $1.7 billion or 8.44% of total non-covered loans held-in-portfolio at December 31, 2011. The increase in non-performing loans held-in-portfolio was mainly driven by the commercial and residential mortgage loan portfolios of the BPPR reportable segment as economic conditions in Puerto Rico continue to impact those portfolios.

Two general observations summarize the credit performance of the Corporation’s loan portfolios heading into 2012. First, in the U.S. mainland, the Corporation continues to enjoy the benefits of the de-risking strategies initiated in 2008. Net charge-offs and non-performing loans in the BPNA reportable segment peaked in 2009 and have since decreased. The Corporation’s U.S. mainland construction loan exposure at December 31, 2011 was down to $151 million, or 55% lower than the balance outstanding at the end of 2010. Non-performing loans as a percentage of total loans held-in-portfolio at the U.S. mainland operations has declined despite a shrinking loan portfolio. Non-performing loans continued to decline throughout 2011; though, as expected, the change in the rate of improvement began to level-off at the end of the year. Second, all of the Corporation’s loan portfolios in Puerto Rico, except for

9     POPULAR, INC. 2011 ANNUAL REPORT

the commercial and mortgage loan portfolio, showed better credit quality, with both early delinquency and non-performing loans decreasing. The increase in mortgage non-performing loans was mainly driven by repurchases from mortgage loans serviced with credit recourse, mostly from legacy securitizations into FNMA pools. In early 2009, the Corporation stopped the practice of securitizing loans with recourse. Once the loan is repurchased, the Corporation may put it through its loss-mitigation programs. Notwithstanding the increase in Puerto Rico non-performing mortgage loans, charge-offs continue to be low, representing less that 1% of mortgage loan balances.

Refer to the Provision for Loan Losses and Credit Risk Management and Loan Quality section of this MD&A for information on the allowance for loan losses, non-performing assets, troubled debt restructurings, net charge-offs and credit quality metrics.

Non-interest income for the year ended December 31, 2011 amounted to $560 million, a decrease of $727.9 million, compared with 2010. Excluding the $640.8 million gain on the sale of the 51% interest in EVERTEC during 2010, non-interest income for 2011 decreased by $87.1 million, mainly due to lower other service fees by $137.8 million resulting from lower processing, debit and credit card fees due in part to the sale of the processing and merchant banking business on September 30, 2010. Refer to the Non-Interest Income section of this MD&A for a table that provides a breakdown of the different categories of non-interest income.

Total operating expenses for the year 2011 amounted to $1.2 billion, a decline of $175.3 million, when compared with the previous year. The main driver for the decrease pertained to EVERTEC’s operating expenses in 2010 prior to the sale. Operating expenses for the BPPR reportable segment totaled $890.6 million for 2011, an increase of $29.7 million when compared with 2010. Operating expenses for the BPNA reportable segment amounted to $248.4 million, a decrease of $49.9 million when compared with the previous year. Operating expenses for the year ended December 31, 2011 included approximately $15.6 million in pension costs related to employees that were eligible and elected to participate in the voluntary retirement program announced in October 2011. A total of 369 employees retired effective February 1, 2012. Annual cost savings from this reduction in headcount are estimated to be approximately $15 million. The voluntary retirement program was part of management’s efforts to achieve efficiencies through the reduction in salary costs. Refer to the Operating Expenses section of this MD&A for additional explanations on the major variances in the different categories of operating expenses.

Income tax expense amounted to $114.9 million for the year 2011, compared with $108.2 million for 2010, principally due to the recognition of $103.3 million in income tax expense and a decrease in the net deferred tax assets of the Puerto Rico operations resulting from the reduction in the marginal tax rate. This increase was offset by lower income before taxes from the Puerto Rico operations mostly due to the gain on the sale of the 51% interest in EVERTEC during 2010. In addition, income tax expense decreased during 2011 as a result of the tax benefit of $53.6 million recorded in June 2011 for the recognition of certain tax benefits not previously recorded during years 2009 (the benefit of reduced tax rates for capital gains) and 2010 (the benefit of the tax-exempt income). Also, in 2011 there was a higher benefit on net exempt interest income compared to 2010. Refer to the Income Taxes section in this MD&A and Note 37 to the consolidated financial statements for information on the private ruling issued by the Puerto Rico Department of the Treasury to the Corporation, as well as other detailed information such as the changes in the tax rate.

Total assets amounted to $37.3 billion at December 31, 2011, compared with $38.8 billion at December 31, 2010, a decrease of $1.5 billion. Total earning assets at December 31, 2011 amounted to $32.4 billion, a decrease of $1.1 billion, or 3%, compared with December 31, 2010. Total assets and total earning assets amounted to $34.7 billion and $32.3 billion, respectively, at December 31, 2009. The significant increase in total assets from December 31, 2009 to the same date in 2010 was due to the assets acquired in the Westernbank FDIC-assisted transaction.

Total loans, including loans held-for-sale and covered loans, decreased $1.1 billion from December 31, 2010 to the same date in 2011, principally in commercial and construction loans, partially offset by higher volume of mortgage loans held-in-portfolio. The Corporation’s U.S. mainland operations experienced a reduction in total loans of $1.1 billion, while the Puerto Rico operations’ total loan portfolio remained stable. The decline in total loans was mainly due to portfolio run-off, loan sales, charge-offs and reclassifications to repossessed properties as part of foreclosure proceedings, coupled with low new loan demand in certain loan segments. Despite a large reduction in the portfolio due to the sales executed during 2011, the Corporation mitigated the decline in earning assets, in part, by successfully executing two bulk loan purchases of performing mortgage loans and by acquiring the Citibank’s AAdvantage co-branded credit card portfolio in Puerto Rico and the U.S. Virgin Islands. Refer to the Statement of Financial Condition Analysis section included in this MD&A for a description of these transactions. The Corporation continues to seek additional opportunities to acquire interest earning assets with appropriate risk profiles that can be absorbed by its existing business platforms without undue added risk.

Refer to Table 14 in the Statement of Financial Condition Analysis section of this MD&A for the percentage allocation of the composition of the Corporation’s financing to total assets. Deposits amounted to $27.9 billion at December 31, 2011, compared with

$26.8 billion at December 31, 2010. Table 15 presents a breakdown of deposits by major categories. The increase in deposits was mostly associated with higher volume of brokered deposits, deposits in trust and savings accounts, partially offset by lower volume of retail sector time deposits. The Corporation’s borrowings amounted to $4.3 billion at December 31, 2011, compared with $6.9 billion at December 31, 2010. The decrease in borrowings was mostly related to a reduction of $2.5 billion in the note issued to the FDIC as part of the Westernbank FDIC-assisted transaction. The note issued to the FDIC was completely repaid at December 31, 2011.

Stockholders’ equity amounted to $3.9 billion at December 31, 2011, compared with $3.8 billion at December 31, 2010. The Corporation continues to be well-capitalized at December 31, 2011. The Corporation’s regulatory capital ratios improved from December 31, 2010 to December 31, 2011. The Tier 1 risk-based capital and Tier 1 common equity to risk-weighted assets stood at 15.97% and 12.10%, respectively, at December 31, 2011, compared with 14.52% and 10.94%, respectively, at December 31, 2010. The improvement in the Corporation’s regulatory capital ratios from December 31, 2010 to December 31, 2011 was principally due to a reduction in assets, changes in balance sheet composition including the increase in lower risk-assets such as mortgage loans, higher net deferred tax asset included without limitation in regulatory capital and internal capital generation. Refer to Table 16 of this report for information on capital adequacy data, including regulatory capital ratios.

In summary, 2011 was a turnaround year during which the Corporation boosted its net interest margin, reduced its credit costs and reported operational profits. Some important transactions during the past years, including the reorganization of the U.S. operations to exit high-risk businesses, the acquisition of assets of Westernbank on the FDIC-assisted transaction and the acquisition of Citibank’s retail business in Puerto Rico, strengthened the Corporation’s financial position. Also, as described previously, the capital raise and sale of EVERTEC positioned the Corporation to participate in the FDIC-assisted transaction. Operationally, the Corporation is a smaller organization than it was a few years ago. The Corporation is now focused on its core banking business both in Puerto Rico and the U.S. mainland. Heading into 2012, management expects the Puerto Rico economy to remain flat and the U.S. mainland economy to grow moderately.

Moving forward, in Puerto Rico, the Corporation also expects to continue pursuing sales of non-performing loans, further enhance loss-mitigation areas, redesign processes and consolidate branches to achieve greater efficiencies and continue to identify opportunities to add lower-risk assets that can be managed within the existing business platforms. In the U.S. mainland, the Corporation expects to solidify the trend of improving credit quality by continuing the run-off or disposition of discontinued portfolios, actively manage the existing classified portfolio, and identify new asset growth in selected loan categories. Also, going forward, BPNA plans to continue improving its client mix, maximizing the value of the rebranding, achieving growth in targeted loan portfolios both organically and through asset acquisitions and continue enhancing its retail network and products offerings.

For further discussion of operating results, financial condition and business risks refer to the narrative and tables included herein.

The shares of the Corporation’s common stock are traded on the NASDAQ Global Select Market under the symbol BPOP. Table 4 shows the Corporation’s common stock performance on a quarterly basis during the last five years, including market prices and cash dividends declared.

11     POPULAR, INC. 2011 ANNUAL REPORT

Table 4 - Common Stock Performance

						Price/
	Market Price		Cash Dividends	Book Value	Dividend	Earnings	Market/Book
	High	Low	Declared per Share	Per Share	Yield [1]	Ratio	Ratio
2011				$3.77	N.M.	9.93 x	36.87%
4th quarter	$1.90	$1.12	$-
3rd quarter	2.83	1.37	-
2nd quarter	3.24	2.63	-
1st quarter	3.53	2.87	-
2010				3.67	N.M.	(52.33)	85.56
4th quarter	$3.14	$2.70	$-
3rd quarter	2.95	2.45	-
2nd quarter	4.02	2.64	-
1st quarter	2.91	1.75	-
2009				3.89	2.55%	N.M.	58.10
4th quarter	$2.80	$2.12	$-
3rd quarter	2.83	1.04	-
2nd quarter	3.66	2.19	-
1st quarter	5.52	1.47	0.02
2008				6.33	6.17	N.M.	81.52
4th quarter	$8.61	$4.90	$0.08
3rd quarter	11.17	5.12	0.08
2nd quarter	13.06	6.59	0.16
1st quarter	14.07	8.90	0.16
2007				12.12	4.38	(39.26)	87.46
4th quarter	$12.51	$8.65	$0.16
3rd quarter	16.18	11.38	0.16
2nd quarter	17.49	15.82	0.16
1st quarter	18.94	15.82	0.16

[1] Based on the average high and low market price for the four quarters.

N.M. – Not meaningful.

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

Fair Value Measurement of Financial Instruments

The Corporation measures fair value as required by ASC Subtopic 820-10 “Fair Value Measurements and Disclosures”, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Corporation currently measures at fair value on a recurring basis its trading assets, available-for-sale securities, derivatives, mortgage servicing rights and contingent consideration (true-up payment obligation to the FDIC). Occasionally, the Corporation may be required to record at fair value other assets on a nonrecurring basis, such as loans held-for-sale, impaired loans held-in-portfolio that are collateral dependent and certain other assets. These nonrecurring fair value adjustments typically result from the application of lower of cost or fair value accounting or write-downs of individual assets.

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

13     POPULAR, INC. 2011 ANNUAL REPORT

Refer to Note 30 to the consolidated financial statements for information on the Corporation’s fair value measurement disclosures required by the applicable accounting standard. At December 31, 2011, approximately $5.5 billion, or 97%, of the assets measured at fair value on a recurring basis used market-based or market-derived valuation inputs in their valuation methodology and, therefore, were classified as Level 1 or Level 2. The majority of instruments measured at fair value were classified as Level 2, including U.S. Treasury securities, obligations of U.S. Government sponsored entities, obligations of Puerto Rico, States and political subdivisions, most mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”), and derivative instruments. U.S. Treasury securities were valued based on yields that were interpolated from the constant maturity treasury curve. Obligations of U.S. Government sponsored entities were priced based on an active exchange market and on quoted prices for similar securities. Obligations of Puerto Rico, States and political subdivisions were valued based on trades, bid price or spread, two sided markets, quotes, benchmark curves, market data feeds, discount and capital rates and trustee reports. MBS and CMOs were priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Refer to the Derivatives section below for a description of the valuation techniques used to value these derivative instruments.

The remaining 3% of assets measured at fair value on a recurring basis at December 31, 2011 were classified as Level 3 since their valuation methodology considered significant unobservable inputs. The financial assets measured as Level 3 included mostly Puerto Rico tax-exempt GNMA mortgage-backed securities and mortgage servicing rights (“MSRs”). GNMA tax exempt mortgage-backed securities are priced using a local demand price matrix prepared from local dealer quotes, and other local investments such as corporate securities and local mutual funds which are priced by local dealers. MSRs, on the other hand, are priced internally using a discounted cash flow model which considers servicing fees, portfolio characteristics, prepayment assumptions, delinquency rates, late charges, other ancillary revenues, cost to service and other economic factors. Additionally, the Corporation reported $180 million of financial assets that were measured at fair value on a nonrecurring basis at December 31, 2011, all of which were classified as Level 3 in the hierarchy.

Broker quotes used for fair value measurements inherently reflect any lack of liquidity in the market since they represent an exit price from the perspective of the market participants. Financial assets that were fair valued using broker quotes amounted to $49 million at December 31, 2011, of which $36 million were Level 3 assets and $13 million were Level 2 assets. These assets consisted principally of tax-exempt GNMA mortgage-backed securities. Fair value for these securities was based on an internally-prepared matrix derived from an average of two indicative local broker quotes. The main input used in the matrix pricing was non-binding local broker quotes obtained from limited trade activity. Therefore, these securities were classified as Level 3.

During the year ended December 31, 2011, there were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis. Also, there were no transfers in and/or out of Level 1 and Level 2 during the years ended December 31, 2011 and 2010. Pursuant to the Corporation’s policy, transfers are recognized as of the end of the reporting period.

Trading Account Securities and Investment Securities Available-for-Sale

The majority of the values for trading account securities and investment securities available-for-sale are obtained from third-party pricing services and are validated with alternate pricing sources when available. Securities not priced by a secondary pricing source are documented and validated internally according to their significance to the Corporation’s financial statements. Management has established materiality thresholds according to the investment class to monitor and investigate material deviations in prices obtained from the primary pricing service provider and the secondary pricing source used as support for the valuation results. During the year ended December 31, 2011, the Corporation did not adjust any prices obtained from pricing service providers or broker dealers.

Inputs are evaluated to ascertain that they consider current market conditions, including the relative liquidity of the market. When a market quote for a specific security is not available, the pricing service provider generally uses observable data to derive an exit price for the instrument, such as benchmark yield curves and trade data for similar products. To the extent trading data is not available, the pricing service provider relies on specific information including dialogue with brokers, buy side clients, credit ratings, spreads to established benchmarks and transactions on similar securities, to draw correlations based on the characteristics of the evaluated instrument. If for any reason the pricing service provider cannot observe data required to feed its model, it discontinues pricing the instrument. During the year ended December 31, 2011, none of the Corporation’s investment securities were subject to pricing discontinuance by the pricing service providers. The pricing methodology and approach of our primary pricing service providers is concluded to be consistent with the fair value measurement guidance.

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

At December 31, 2011, the Corporation’s portfolio of trading and investment securities available-for-sale amounted to $5.4 billion and represented 96% of the Corporation’s assets measured at fair value on a recurring basis. At December 31, 2011, net unrealized gains on the trading and available-for-sale investment securities portfolios approximated $23 million and $231 million, respectively. Fair values for most of the Corporation’s trading and investment securities available-for-sale were classified as Level 2. Trading and investment securities available-for-sale classified as Level 3, which were the securities that involved the highest degree of judgment, represent less than 1% of the Corporation’s total portfolio of trading and investment securities available-for-sale.

Loans held-for-sale

Loans held-for-sale are stated at the lower of cost or fair value, cost being determined based on the outstanding loan balance less unearned income, and fair value determined, generally in the aggregate. Fair value is measured based on current market prices for similar loans, outstanding investor commitments, prices of recent sales or discounted cash flow analyses which utilize inputs and assumptions which are believed to be consistent with market participants’ views. The cost basis also includes consideration of deferred origination fees and costs, which are recognized in earnings at the time of sale.

Mortgage Servicing Rights

Mortgage servicing rights (“MSRs”), which amounted to $151 million at December 31, 2011, do not trade in an active, open market with readily observable prices. Fair value is estimated based upon discounted net cash flows calculated from a combination of loan level data and market assumptions. The valuation model combines loans with common characteristics that impact servicing cash flows (e.g. investor, remittance cycle, interest rate, product type, etc.) in order to project net cash flows. Market valuation assumptions include prepayment speeds, discount rate, cost to service, escrow account earnings, and contractual servicing fee income, among other considerations. Prepayment speeds are derived from market data that is more relevant to the U.S. mainland loan portfolios and, thus, are adjusted for the Corporation’s loan characteristics and portfolio behavior since prepayment rates in Puerto Rico have been historically lower. Other assumptions are, in the most part, directly obtained from third-party providers. Disclosure of two of the key economic assumptions used to measure MSRs, which are prepayment speed and discount rate, and a sensitivity analysis to adverse changes to these assumptions, is included in Note 13 to the consolidated financial statements.

Derivatives

Derivatives, such as interest rate swaps, interest rate caps and indexed options, are traded in over-the-counter active markets. These derivatives are indexed to an observable interest rate benchmark, such as LIBOR or equity indexes, and are priced using an income approach based on present value and option pricing models using observable inputs. Other derivatives are liquid and have quoted prices, such as forward contracts or “to be announced securities” (“TBAs”). All of these derivatives held by the Corporation were classified as Level 2. Valuations of derivative assets and liabilities reflect the values associated with counterparty risk and nonperformance risk, respectively. The non-performance risk, which measures the Corporation’s own credit risk, is determined using internally-developed models that consider the net realizable value of the collateral posted, remaining term, and the creditworthiness or credit standing of the Corporation. The counterparty risk is also determined using internally-developed models which incorporate the creditworthiness of the entity that bears the risk, net realizable value of the collateral received, and available public data or internally-developed data to determine their probability of default. To manage the level of credit risk, the Corporation employs procedures for credit approvals and credit limits, monitors the counterparties’ credit condition, enters into master netting agreements whenever possible and, when appropriate, requests additional collateral. During the year ended December 31, 2011, inclusion of credit risk in the fair value of the derivatives resulted in a net loss of $0.6 million recorded in the other operating income and interest expense captions of the consolidated statement of operations, which consisted of a gain of $1.1 million resulting from the Corporation’s own credit standing adjustment and a loss of $1.7 million from the assessment of the counterparties’ credit risk.

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

15     POPULAR, INC. 2011 ANNUAL REPORT

Other real estate owned

For other real estate owned received in satisfaction of debt, the collateral dependent valuation method is used for the impairment determination since the expected realizable value is based upon the proceeds received from the liquidation of the property. The other real estate owned is classified as Level 3 and is reported as a nonrecurring fair value measurement.

True-up payment obligation to the FDIC

The fair value of the true-up payment obligation, considered contingent consideration, to the FDIC as it relates to the Westernbank FDIC-assisted transaction amounted to $98 million at December 31, 2011. The fair value was estimated using projected cash outflows related to the loss sharing agreements at the true-up measurement date, taking into consideration the intrinsic loss estimate, asset premium/discount, cumulative shared loss payments, and the cumulative servicing amount related to the loan portfolio. Refer to Note 4 to the consolidated financial statements for a description of the true-up payment formula. The loss share cash outflows expected to be paid to the FDIC were discounted using a term equivalent rate taking into consideration BPPR’s credit rating.

Loans and Allowance for Loan Losses

Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding.

Non-accrual loans are those loans on which the accrual of interest is discontinued. When a loan is placed on non-accrual status, all previously accrued and unpaid interest is charged against income and the loan is accounted for either on a cash-basis method or on the cost-recovery method. Loans designated as non-accruing are returned to accrual status when the Corporation expects repayment of the remaining contractual principal and interest. The determination as to the ultimate collectability of the loan’s balance may involve management’s judgment in the evaluation of the borrower’s financial condition and prospects for repayment.

Refer to the MD&A section titled Credit Risk Management and Loan Quality, particularly the Non-performing assets sub-section, for a detailed description of the Corporation’s non-accruing and charge-off policies by major loan categories.

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

The accounting guidance provides for the recognition of a loss allowance for groups of homogeneous loans. The Corporation’s determination of the general allowance for loan losses under ASC Subtopic 450-20 includes the following principal factors:

•

Historical net loss rates (including losses from impaired loans) by loan type and by legal entity adjusted for recent net charge-off trends and environmental factors. The base net loss rates are based on the moving average of annualized net charge-offs computed over a 3-year historical loss period for commercial and construction loan portfolios, and an 18-month period for consumer loan portfolios.

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

According to the accounting guidance criteria for specific impairment of a loan, the Corporation defines as impaired loans those commercial and construction borrowers with outstanding debt of $1 million or more and with interest and/or principal 90 days or more past due. Also, specific commercial borrowers with outstanding debt of $1 million or over are deemed impaired when, based on current information and events, management considers that it is probable that the debtor would be unable to pay all amounts due according to the contractual terms of the loan agreement. Commercial and construction loans that originally met the Corporation’s threshold for impairment identification in a prior period, but due to charge-offs or payments are currently below the $1 million threshold and are still 90 days past due, except for TDRs, are accounted for under the Corporation’s general reserve methodology. Although the accounting codification guidance for specific impairment of a loan excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage and consumer loans), it specifically requires that loan modifications considered troubled debt restructurings (“TDRs”) be analyzed under its provisions. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent.

The fair value of the collateral on commercial and construction loans is generally obtained from appraisals or evaluations. The Corporation periodically requires updated appraisal reports for loans that are considered impaired. The periodicity of updated appraisals depends on total debt outstanding and type of collateral. Currently, for commercial and construction loans secured by real estate, if the borrower’s total debt is equal to or greater than $1 million, the appraisal is updated annually. If the borrower’s total debt is less than $1 million, the appraisal is updated at least every two years.

As a general procedure, the Corporation internally reviews appraisals as part of the underwriting and approval process and also for credits considered impaired following certain materiality benchmarks. Appraisals may be adjusted due to their age, property conditions, geographical area or general market conditions. The adjustments applied are based upon internal information, like other appraisals and/or loss severity information that can provide historical trends in the real estate market. Discount rates used may change from time-to-time based on management’s estimates. Refer to the Credit Risk Management and Loan Quality section of this MD&A for more detailed information on the Corporation’s collateral value estimation for other real estate.

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

The collateral dependent method is generally used for the impairment determination on commercial and construction loans since the expected realizable value of the loan is based upon the proceeds received from the liquidation of the collateral property. For commercial properties, the “as is” value or the “income approach” value is used depending on the financial condition of the subject borrower and/or the nature of the subject collateral. In most cases, impaired commercial loans do not have reliable or sustainable cash flow to use the discounted cash flow valuation method. On construction loans, “as developed” collateral values are used when the loan is originated since the assumption is that the cash flow of the property once leased or sold will provide sufficient funds to repay the loan. In the case of many impaired construction loans, the “as developed” collateral value is also used since completing the project reflects the best exit strategy in terms of potential loss reduction. In these cases, the costs to complete are considered as part of the impairment determination. As a general rule, the appraisal valuation used by the Corporation for impaired construction loans is based on discounted value to a single purchaser, discounted sell out or “as is” depending on the condition and status of the project and the performance of the same.

A restructuring constitutes a TDR when the Corporation separately concludes that both of the following conditions exist: (i) the restructuring constitutes a concession and (ii) the debtor is experiencing financial difficulties. The concessions stem from an agreement between the creditor and the debtor or are imposed by law or a court. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. A concession has been granted when, as a result of the restructuring, the Corporation does not expect to collect all amounts due, including interest accrued at the original contract rate. If the payment of principal is dependent on the value of collateral, the current value of the collateral is taken into consideration in determining the amount of principal to be collected; therefore, all factors that changed are considered to determine if a concession was granted, including the change in the fair value of the underlying collateral that may be used to repay the loan. Classification of loan modifications as TDRs involves a degree of judgment. Indicators that the debtor is experiencing financial difficulties which are considered include: (i) the borrower is currently in default on any of its debt or it is probable that the borrower would be in payment default on any of its debt in the foreseeable future without the modification; (ii) the borrower has declared or is in the process of declaring bankruptcy; (iii) there is significant doubt as to whether the borrower will continue to be a going concern; (iv) the borrower has securities that have been delisted, are in the

17     POPULAR, INC. 2011 ANNUAL REPORT

process of being delisted, or are under threat of being delisted from an exchange; (v) based on estimates and projections that only encompass the borrower’s current business capabilities, it is forecasted that the entity-specific cash flows will be insufficient to service the debt (both interest and principal) in accordance with the contractual terms of the existing agreement through maturity; and (vi) absent the current modification, the borrower cannot obtain funds from sources other than the existing creditors at an effective interest rate equal to the current market interest rate for similar debt for a non-troubled debtor. The identification of TDRs is critical in the determination of the adequacy of the allowance for loan losses. Loans classified as TDRs are excluded from TDR status if performance under the restructured terms exists for a reasonable period (at least twelve months of sustained performance) and the loan yields a market rate.

For mortgage loans that are modified with regard to payment terms and which constitute TDRs, the discounted cash flow value method is used as the impairment valuation is more appropriately calculated based on the ongoing cash flow from the individuals rather than the liquidation of the asset. The computations give consideration to probability of default and loss-given-foreclosure on the related estimated cash flows. For consumer loans deemed TDRs, the Corporation also uses a discounted cash flow value methodology, but currently does not incorporate a default rate assumption pre- or post-modification.

Upon adoption of the amendments in ASU 2011-02 on the third quarter of 2011, the Corporation reassessed all restructurings that occurred on or after January 1, 2011 to determine if they are considered a TDR. Upon identifying those receivables as TDRs, the Corporation classified them as impaired under the guidance in ASC section 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC Section 310-10-35 for those receivables newly identified as impaired. Refer to Note 11 to the consolidated financial statements for disclosures on the impact of adopting ASU 2011-02 and to Note 3 for a general description of the ASU 2011-02 guidance.

Acquisition Accounting for Covered Loans and Related Indemnification Asset

The Corporation accounted for the Westernbank FDIC-assisted transaction under the accounting guidance of ASC Topic No. 805, Business Combinations, which requires the use of the purchase method of accounting. All identifiable assets and liabilities acquired were initially recorded at fair value. No allowance for loan losses related to the acquired loans was recorded on the acquisition date as the fair value of the loans acquired incorporated assumptions regarding credit risk. Loans acquired were recorded at fair value in accordance with the fair value methodology prescribed in ASC Topic 820, exclusive of the shared-loss agreements with the FDIC. These fair value estimates associated with the loans included estimates related to expected prepayments and the amount and timing of expected principal, interest and other cash flows.

Because the FDIC has agreed to reimburse the Corporation for losses related to the acquired loans in the Westernbank FDIC-assisted transaction, subject to certain provisions specified in the agreements, an indemnification asset was recorded at fair value at the acquisition date. The indemnification asset was recognized at the same time as the indemnified loans, and is measured on the same basis, subject to collectability or contractual limitations. The loss share indemnification asset on the acquisition date reflected the reimbursements expected to be received from the FDIC, using an appropriate discount rate, which reflected counterparty credit risk and other uncertainties.

Refer to Note 4 for a description of the FDIC-assisted transaction and the terms of the loss share agreements.

The initial valuation of these loans and related indemnification asset required management to make subjective judgments concerning estimates about how the acquired loans would perform in the future using valuation methods, including discounted cash flow analyses and independent third-party appraisals. Factors that may significantly affect the initial valuation included, among others, market-based and industry data related to expected changes in interest rates, assumptions related to probability and severity of credit losses, estimated timing of credit losses including the timing of foreclosure and liquidation of collateral, expected prepayment rates, required or anticipated loan modifications, unfunded loan commitments, the specific terms and provisions of any loss share agreements, and specific industry and market conditions that may impact discount rates and independent third-party appraisals.

The Corporation applied the guidance of ASC 310-30 to all loans acquired in the Westernbank FDIC-assisted transaction (including loans that do not meet the scope of ASC 310-30), except for credit cards and revolving lines of credit. ASC 310-30 provides two specific criteria that have to be met in order for a loan to be within its scope: (1) credit deterioration on the loan from its inception until the acquisition date and (2) that it is probable that not all of the contractual cash flows will be collected on the loan. Once in the scope of ASC 310-30, the credit portion of the fair value discount on an acquired loan cannot be accreted into income until the acquirer has assessed that it expects to receive more cash flows on the loan than initially anticipated.

Acquired loans that meet the definition of nonaccrual status fall within the Corporation’s definition of impaired loans under ASC 310-30. It is possible that performing loans would not meet criteria number 1 above related to evidence of credit deterioration since the date of loan origination, and therefore not fall within the scope of ASC 310-30. Based on the fair value determined for the acquired portfolio, acquired loans that did not meet the Corporation’s definition of non-accrual status also resulted in the recognition of a significant discount attributable to credit quality.

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

Pursuant to an AICPA letter dated December 18, 2009, the AICPA summarized the SEC Staff’s view regarding the accounting in subsequent periods for discount accretion associated with loan receivables acquired in a business combination or asset purchase. Regarding the accounting for such loan receivables, in the absence of further standard setting, the AICPA understands that the SEC Staff would not object to an accounting policy based on contractual cash flows (Option 1 - ASC 310-20 approach) or an accounting policy based on expected cash flows (Option 2 - ASC 310-30 approach). As such, the Corporation considered the two allowable options as follows:

—

Option 1 - Since the credit portion of the fair value discount is associated with an expectation of cash flows that an acquirer does not expect to receive over the life of the loan, it does not appear appropriate to accrete that portion over the life of the loan as doing so could eventually overstate the acquirer’s expected value of the loan and ultimately result in recognizing income (i.e. through the accretion of the yield) on a portion of the loan it does not expect to receive. Therefore, the Corporation does not believe this is an appropriate method to apply.

—

Option 2 – The Corporation believes analogizing to ASC 310-30 is the more appropriate option to follow in accounting for the credit portion of the fair value discount. By doing so, the loan is only being accreted up to the value that the acquirer expected to receive at acquisition of the loan.

Based on the above, the Corporation elected Option 2 – the ASC 310-30 approach to the outstanding balance for all the acquired loans in the Westernbank FDIC-assisted transaction with the exception of revolving lines of credit with active privileges as of the acquisition date, which are explicitly scoped out by the ASC 310-30 accounting guidance. New advances / draws after the acquisition date under existing credit lines that did not have revolving privileges as of the acquisition date, particularly for construction loans, will effectively be treated as a “new” loan for accounting purposes and accounted for under the provisions of ASC 310-20, resulting in a hybrid accounting for the overall construction loan balance.

Management used judgment in evaluating factors impacting expected cash flows and probable loss assumptions, including the quality of the loan portfolio, portfolio concentrations, distressed economic conditions in Puerto Rico, quality of underwriting standards of the acquired institution, reductions in collateral real estate values, and material weaknesses disclosed by the acquired institution, including matters related to credit quality review and appraisal report review.

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

Pursuant to ASC 310-20-15-5, the Corporation aggregated loans acquired in the FDIC-assisted transaction into pools with common risk characteristics for purposes of applying the recognition, measurement and disclosure provisions of this subtopic. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Characteristics considered in pooling loans in the Westernbank FDIC-assisted transaction included loan type, interest rate type, accruing status, amortization type, rate index and source type. Once the pools are defined, the Corporation maintains the integrity of the pool of multiple loans accounted for as a single asset.

Under ASC Subtopic 310-30, the difference between the undiscounted cash flows expected at acquisition and the fair value of the loans, or the “accretable yield,” is recognized as interest income using the effective yield method over the estimated life of the loan if the timing and amount of the future cash flows of the pool is reasonably estimable. The non-accretable difference represents the difference between contractually required principal and interest and the cash flows expected to be collected. Subsequent to the acquisition date, increases in cash flows over those expected at the acquisition date are recognized as interest income prospectively as an adjustment to accretable yield over the loan’s or pool’s remaining life. Decreases in expected cash flows after the acquisition date are recognized by recording an allowance for loan losses.

19     POPULAR, INC. 2011 ANNUAL REPORT

The fair value discount of lines of credit with revolving privileges that are accounted for pursuant to the guidance of ASC Subtopic 310-20, represented the difference between the contractually required loan payment receivable in excess of the initial investment in the loan. Any cash flows collected in excess of the carrying amount of the loan are recognized in earnings at the time of collection. The carrying amount of lines of credit with revolving privileges, which are accounted pursuant to the guidance of ASC Subtopic 310-20, are subject to periodic review to determine the need for recognizing an allowance for loan losses.

The FDIC loss share indemnification asset for loss share agreements is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold.

The FDIC loss share indemnification asset is recognized on the same basis as the assets subject to loss share protection, except that the amortization / accretion terms differ for each asset. For covered loans accounted for pursuant to ASC Subtopic 310-30, decreases in expected reimbursements from the FDIC due to improvements in expected cash flows to be received from borrowers are recognized in non-interest income prospectively over the life of the FDIC loss sharing agreements. For covered loans accounted for under ASC Subtopic 310-20, as the loan discount recorded as of the acquisition date was accreted into income, a reduction of the related indemnification asset was recorded as a reduction in non-interest income. Increases in expected reimbursements from the FDIC are recognized in non-interest income in the same period that the allowance for credit losses for the related loans is recognized.

Over the life of the acquired loans that are accounted under ASC Subtopic 310-30, the Corporation continues to estimate cash flows expected to be collected on individual loans or on pools of loans sharing common risk characteristics. The Corporation evaluates at each balance sheet date whether the present value of its loans determined using the effective interest rates has decreased based on revised estimated cash flows and if so, recognizes a provision for loan loss in its consolidated statement of operations and an allowance for loan losses in its consolidated statement of financial condition. For any increases in cash flows expected to be collected from borrowers, the Corporation adjusts the amount of accretable yield recognized on the loans on a prospective basis over the loan’s or pool’s remaining life.

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

Refer to Notes 4 and 12 to the consolidated financial statements for further discussions on the Westernbank FDIC-assisted transaction and loans acquired.

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

The calculation of periodic income taxes is complex and requires the use of estimates and judgments. The Corporation has recorded two accruals for income taxes: (i) the net estimated amount currently due or to be received from taxing jurisdictions, including any reserve for potential examination issues, and (ii) a deferred income tax that represents the estimated impact of temporary differences between how the Corporation recognizes assets and liabilities under accounting principles generally accepted in the United States (GAAP), and how such assets and liabilities are recognized under the tax code. Differences in the actual outcome of these future tax consequences could impact the Corporation’s financial position or its results of operations. In estimating taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into consideration statutory, judicial and regulatory guidance.

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

The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2011, taking into account taxable income adjusted by temporary differences. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland operations, this cumulative taxable loss position is considered significant negative evidence, which evaluated along with all sources of taxable income available to realize the deferred tax asset, has caused management to conclude that it is more-likely-than-not that the Corporation will not be able to fully realize the deferred tax assets in the future, considering solely the criteria of ASC Topic 740. Management will reassess the realization of the deferred tax assets based on the criteria of the applicable accounting pronouncement each reporting period. At December 31, 2011, the Corporation recorded a full valuation allowance of approximately $1.3 billion on the deferred tax assets of the Corporation’s U.S. operations. To the extent that the financial results of the U.S. operations improve and the deferred tax asset becomes realizable, the Corporation will be able to reduce the valuation allowance through earnings.

At December 31, 2011, the Corporation had deferred tax assets related to its Puerto Rico operations amounting to $429 million. The Corporation’s Puerto Rico banking operation is in a cumulative loss position for the three-year period ended December 31, 2011 taking into account taxable income adjusted by temporary differences. As indicated above, the Corporation weights all available positive and negative evidence to assess the realization of the deferred tax asset. The cumulative loss position in the Corporation’s Puerto Rico banking operation was mainly due to the performance of the construction and commercial real estate loan portfolios, including the losses related to the reclassification and sale of certain loans pertaining to those portfolios. Positive evidence assessed included (i) the Corporation’s Puerto Rico banking operations very strong earnings history; (ii) consideration that the event causing the cumulative loss position is not expected to be a continuing condition of the operations; (iii) new legislation extending the period of carryover of net operating losses to ten years; (iii) unrealized gain on appreciated assets that could be realized to increase taxable income; and (iv) the financial results of the operations showed an improvement in the profitability of the business during 2011. Accordingly, there is enough positive evidence to outweigh the negative evidence of the cumulative loss. Based on this evidence, the Corporation has concluded that it is more-likely-than-not that such net deferred tax asset will be realized. Management will reassess the realization of the deferred tax assets based on the criteria of the applicable accounting pronouncement each reporting period.

Changes in the Corporation’s estimates can occur due to changes in tax rates, new business strategies, newly enacted guidance, and resolution of issues with taxing authorities regarding previously taken tax positions. Such changes could affect the amount of accrued taxes. The current income tax payable for 2011 has been paid during the year in accordance with estimated tax payments rules. Any remaining payment will not have any significant impact on liquidity and capital resources.

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

The Corporation establishes tax liabilities or reduces tax assets for uncertain tax positions when, despite its assessment that its tax return positions are appropriate and supportable under local tax law, the Corporation believes it may not succeed in realizing the tax benefit of certain positions if challenged. In evaluating a tax position, the Corporation determines whether it is more-likely-than-not that the position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Corporation’s estimate of the ultimate tax liability contains assumptions based on past experiences, and judgments about potential actions by taxing jurisdictions as well as judgments about the likely outcome of issues that have been raised by taxing jurisdictions. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Corporation evaluates these uncertain tax positions each quarter and adjusts the related tax liabilities or assets in light of changing facts and circumstances, such as the progress of a tax audit or the expiration of a statute of limitations. The Corporation believes the estimates and assumptions used to support its evaluation of uncertain tax positions are reasonable.

21     POPULAR, INC. 2011 ANNUAL REPORT

The amount of unrecognized tax benefits, including accrued interest, at December 31, 2011 amounted to $24.2 million. Refer to Note 37 to the consolidated financial statements for further information on this subject matter. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $11 million.

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

Goodwill

The Corporation’s goodwill and other identifiable intangible assets having an indefinite useful life are tested for impairment. Intangibles with indefinite lives are evaluated for impairment at least annually, and on a more frequent basis, if events or circumstances indicate impairment could have taken place. Such events could include, among others, a significant adverse change in the business climate, an adverse action by a regulator, an unanticipated change in the competitive environment and a decision to change the operations or dispose of a reporting unit.

Under applicable accounting standards, goodwill impairment analysis is a two-step test. The first step of the goodwill impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed. The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles (including any unrecognized intangible assets, such as unrecognized core deposits and trademark) as if the reporting unit was being acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Corporation estimates the fair values of the assets and liabilities of a reporting unit, consistent with the requirements of the fair value measurements accounting standard, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of the assets and liabilities reflects market conditions, thus volatility in prices could have a material impact on the determination of the implied fair value of the reporting unit goodwill at the impairment test date. The adjustments to measure the assets, liabilities and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the consolidated statement of financial condition. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under applicable accounting standards.

At December 31, 2011, goodwill amounted to $648 million. Note 16 to the consolidated financial statements provides the assignment of goodwill by reportable segment and the Corporate group.

The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2011 using July 31, 2011 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.

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

For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 13.51% to 19.40% for the 2011 analysis. The Ibbotson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (20-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.

For BPNA, the only reporting unit that failed Step 1, the Corporation determined the fair value of Step 1 utilizing a DCF approach and a market value approach. The market value approach is based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. The market multiples used included “price to book” and “price to tangible book”. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31, 2011), requiring the completion of Step 2. In accordance with accounting standards, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete Step 2, the Corporation subtracted from BPNA’s Step 1 fair value, the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill is $1.1 billion, which exceeded the goodwill carrying value of $402 million at July 31, 2011 by $701 million, resulting in no goodwill impairment. The reduction in BPNA’s Step 1 fair value was offset by a reduction in the fair value of its net assets, resulting in an implied fair value of goodwill that exceeds the recorded book value of goodwill.

The analysis of the results for Step 2 indicates that the reduction in the fair value of the reporting unit was mainly attributed to the deteriorated fair value of the loan portfolios and not to the fair value of the reporting unit as a going concern. The current negative performance of the reporting unit is principally related to deteriorated credit quality in its loan portfolio, which is consistent with the results of the Step 2 analysis. The fair value determined for BPNA’s loan portfolio in the July 31, 2011 annual test represented a discount of 28.0%, compared with 23.6% at July 31, 2010. The discount is mainly attributed to market participant’s expected rate of returns, which affected the market discount on the commercial and construction loan portfolios of BPNA.

23     POPULAR, INC. 2011 ANNUAL REPORT

If the Step 1 fair value of BPNA declines further in the future without a corresponding decrease in the fair value of its net assets or if loan discounts improve without a corresponding increase in the Step 1 fair value, the Corporation may be required to record a goodwill impairment charge. The Corporation engaged a third-party valuator to assist management in the annual evaluation of BPNA’s goodwill (including Step 1 and Step 2) as well as BPNA’s loan portfolios as of the July 31, 2011 valuation date. Management discussed the methodologies, assumptions and results supporting the relevant values for conclusions and determined they were reasonable.

For the BPPR reporting unit, had the average reporting unit estimated fair value calculated in Step 1 using all valuation methodologies been approximately 20% lower, there would still be no requirement to perform a Step 2 analysis. Thus, there would be no indication of impairment on the goodwill recorded in BPPR at July 31, 2011. For the BPNA reporting unit, had the estimated implied fair value of goodwill calculated in Step 2 been approximately 64% lower, there would still be no impairment of the goodwill recorded in BPNA at July 31, 2011. The goodwill balance of BPPR and BPNA, as legal entities, represented approximately 97% of the Corporation’s total goodwill balance as of the July 31, 2011 valuation date.

Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2011 annual assessment were reasonable.

The goodwill impairment evaluation process requires the Corporation to make estimates and assumptions with regard to the fair value of the reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact the Corporation’s results of operations and the reporting units where the goodwill is recorded. Declines in the Corporation’s market capitalization could increase the risk of goodwill impairment in the future.

Management monitors events or changes in circumstances between annual tests to determine if these events or changes in circumstances would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Management continued monitoring the fair value of the reporting units, particularly BPPR and BPNA that represent, between these two reporting entities, approximately 97% of the Corporation goodwill balance at December 31, 2011. As part of the monitoring process, management performed an assessment for BPPR and BPNA at December 31, 2011. The Corporation determined BPPR’s and BPNA’s fair values utilizing the same valuation approaches (market and DCF) used in the annual goodwill impairment test. The determined fair value for BPPR at December 31, 2011 exceeded its carrying amount concluding that there is no goodwill impairment. For BPNA, the determined fair value at December 31, 2011 continued to be below its carrying amount under all valuation approaches. The fair value determination of BPNA’s assets and liabilities was updated at December 31, 2011 utilizing valuation methodologies consistent with the July 31, 2011 test. The results of the BPNA assessment at December 31, 2011 indicated that the implied fair value of goodwill exceeded the goodwill carrying amount, resulting in no goodwill impairment. The results obtained in the December 31, 2011 assessment of BPNA were consistent with the results of the annual impairment test in that the reduction in the fair value of BPNA was mainly attributable to a significant reduction in the fair value of BPNA’s loan portfolio.

Pension and Postretirement Benefit Obligations

The Corporation provides pension and restoration benefit plans for certain employees of various subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The non-contributory defined pension and benefit restoration plans (“the Plans”) are frozen with regards to all future benefit accruals.

The estimated benefit costs and obligations of the pension and postretirement benefit plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rates, termination rates, retirement rates and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against current industry practice and the actual experience of the Corporation. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the Plans and related valuation assumptions are included in Note 34 to the consolidated financial statements.

The Corporation periodically reviews its assumption for the long-term expected return on pension plan assets. The Plans’ assets fair value at December 31, 2011 was $579.5 million. The expected return on plan assets is determined by considering various factors, including a total fund return estimate based on a weighted-average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.

As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2012. This analysis is reviewed by the Corporation and used as a tool to develop expected rates of return, together with other data. This forecast reflects the actuarial firm’s view of expected long-term rates of return for each significant asset class or economic indicator; for example, 8.7% for large / mid-cap stocks, 3.1% for fixed-income securities, 9.4% for small cap stocks and 2.3% inflation at January 1, 2012. A range of expected investment returns is developed, and this range relies both on forecasts and on broad-market historical benchmarks for expected returns, correlations, and volatilities for each asset class.

As a consequence of recent reviews, the Corporation reduced its expected return on plan assets for year 2012 from 8.0% to 7.60%. The 8% had been used as the expected rate of return in 2011 and 2010. Since the expected return assumption is on a long-term basis, it is not materially impacted by the yearly fluctuations (either positive or negative) in the actual return on assets. However, if the actual return on assets performs below management’s expectations for a continued period of time, this could eventually result in the reduction of the expected return on assets percentage assumption.

During the fourth quarter of 2011, the Corporation offered a Voluntary Retirement Program (“VRP”) to all participants eligible for retirement under the Plans, excluding senior management. The VRP provided for an additional benefit of one-year of base pay, payable either as a lump-sum payment from the Plans on February 1, 2012, or as an increase in monthly pension payments on their elected pension benefit commencement date.

Pension expense for the Plans amounted to $15.0 million in 2011, which includes $15.6 million related to the VRP. The total pension expense included a credit of $45.2 million for the expected return on assets.

Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2012 from 7.60% to 7.10% would increase the projected 2012 expense for the Banco Popular de Puerto Rico Retirement Plan, the Corporation’s largest plan, by approximately $2.6 million.

The Corporation accounts for the underfunded status of its pension and postretirement benefit plans as a liability, with an offset, net of tax, in accumulated other comprehensive income or loss. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s consolidated statement of financial condition. The valuation of pension plan obligations is discussed above. Management believes that the fair value estimates of the pension plan assets are reasonable given that the plan assets are managed, in the most part, by the fiduciary division of BPPR, which is subject to periodic audit verifications. Also, the composition of the plan assets, as disclosed in Note 34 of the consolidated financial statements, is primarily in equity and debt securities, which have readily determinable quoted market prices.

The Corporation uses the Towers Watson RATE: Link(10/90) Model to discount the expected program cash flows of the plans as a guide in the selection of the discount rate. The Corporation used a discount rate of 4.40% to determine the benefit obligation at December 31, 2011, compared with 5.30% at December 31, 2010.

A 50 basis point decrease in the assumed discount rate of 4.40% as of the beginning of 2012 would increase the projected 2012 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $3.0 million. The change would not affect the minimum required contribution to the Plan.

The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2011. The Corporation had an accrual for postretirement benefit costs of $181 million at December 31, 2011. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 34 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have on specified cost components and the postretirement benefit obligation of the Corporation.

25     POPULAR, INC. 2011 ANNUAL REPORT

STATEMENT OF OPERATIONS ANALYSIS

Net Interest Income

Net interest income on a taxable equivalent basis for the year ended December 31, 2011 increased by $169.6 million when compared with 2010. The Corporation’s main source of income is subject to volatility derived from several risk factors, which include market driven events, as well as strategic decisions made by the Corporation’s management.

The average key index rates for the years 2009 through 2011 were as follows:

Table 5 – Average Key Index Rates

	2011	2010	2009
Prime rate	3.25%	3.25%	3.25%
Fed funds rate	0.11	0.18	0.17
3-month LIBOR	0.34	0.34	0.69
3-month Treasury Bill	0.05	0.13	0.14
10-year Treasury	2.76	3.19	3.24
FNMA 30-year	4.11	3.95	4.68

Interest earning assets include investment securities and loans that are exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are certain investments in obligations of the U.S. Government, its agencies and sponsored entities, and certain obligations of the Commonwealth of Puerto Rico, its agencies and instrumentalities. Assets held by the Corporation’s international banking entities, which previously were tax-exempt under Puerto Rico law, were subject to a temporary 5% tax rate up to December 31, 2011. To facilitate the comparison of all interest related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates at each quarter, in the subsidiaries that have the benefit. The taxable equivalent computation considers the interest expense disallowance required by the Puerto Rico tax law. Under this law, exempt interest can be deducted up to the amount of taxable income. The increase in taxable equivalent income for 2011 was mainly the result of a change BPPR’s tax position when compared to 2010. During 2011, BPPR was able to deduct tax exempt interest income, net of the related interest expense. BPPR’s net interest income for 2010 did not include a tax benefit related to exempt income due to its tax position at that time.

Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Prepayment penalties, late fees collected and the amortization of premiums / discounts on purchased loans are also included as part of the loan yield. Interest income for the period ended December 31, 2011 included a favorable impact, excluding the discount accretion on covered loans accounted for under ASC 310-20 and ASC 310-30, of $21.4 million, related to those items, compared with a favorable impact of $19.1 million for the same period in 2010 and of $21.7 million in 2009. The discount accretion on covered loans accounted for under ASC 310-20 (revolving lines of credit) was $37.1 million for the year ended December 31, 2011, compared with $79.8 million in 2010.

Table 6.A presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2011, as compared with the same period in 2010, segregated by major categories of interest earning assets and interest bearing liabilities.

The increase in net interest margin, on a taxable equivalent basis, for the year ended December 31, 2011 compared with the same period in 2010 was driven mostly by:

•

a higher proportion of covered loans when compared to 2010, which was mainly due to the covered loan portfolio being outstanding for the full year in 2011 compared to eight months during 2010. This portfolio, due to its nature, carries a higher yield than the other loan portfolios. This impact is included in the line item “Covered loans” in Table 6.A;

•

a decrease of 40 basis points in the cost of interest bearing deposits, driven by management actions to reduce deposit costs, as well as renewing brokered certificates of deposits at a lower cost due to the low rate environment; and

•

a higher yield in the investments category by 26 basis points, which resulted from the combination of maturities of lower yielding investments, as well as the increase in the taxable equivalent benefit for 2011.

The above variances were partially offset by the following factors, which negatively affected the Corporation’s net interest margin:

•	excess liquidity invested in money market investments with the Federal Reserve (“Fed”) earning a low interest rate, which reduced the yield on earning assets;
•	a lower yield in both the commercial and construction loan portfolios mostly attributable to the high level of non-performing loans within those portfolios;
•

the FDIC loss share asset of $1.9 billion at December 31, 2011, which is a non-interest earning asset, being funded throughout the year with interest bearing liabilities, mainly a combination of the note issued to the FDIC at a contractual 2.50% annual fixed interest rate and brokered certificates of deposits. The FDIC note was fully repaid by December 31, 2011. The accretion of the FDIC loss share indemnification asset is recorded in non-interest income; and

•

a higher cost of medium- and long-term debt, which resulted mainly from the effect generated by the repayment during 2011 of debt that carried a lower cost than the remaining long-term debt. The longer-term debt included the junior subordinated debentures issued to the U.S. Treasury in 2009 in an exchange of preferred stock (“TARP”). The TARP subordinated debentures have an effective cost of approximately 16% due to the amortization of the discount generated by recording this debt at fair value upon origination.

Most loan categories experienced a reduction in volume during 2011. The reduced origination activity and charge-offs impacted the different categories. In addition, during the year, the Corporation sold certain commercial, construction and mortgage loan portfolios in an effort to reduce the level of non-performing loans within those portfolios. Consumer loans decreased mainly as a result of the continued run-off of discontinued businesses within the U.S. mainland operations. In contrast, the mortgage loan category reflects an increase of $527 million in average balance during the year. This increase resulted in part from acquisitions made during the year within the Puerto Rico portfolio. The increase in the average balance of the covered loan portfolio was mainly the result of the portfolio being outstanding for the full year in 2011 instead of eight months when compared to 2010, as the FDIC-assisted transaction occurred in April 30, 2010. Investment securities decreased in average volume as a result of normal cash flow activity as well as prepayments of mortgage-related investment securities and sales of agency securities. During 2011, the Corporation continued executing its deleveraging strategy.

The decrease in the average volume of medium- and long-term debt is the combination of the repayment of the note issued to the FDIC, the early cancellation of approximately $100 million in medium-term notes in the first quarter of 2011, and the repayment of certain Federal Home Loan Bank borrowings during the latter part of 2010.

The covered loan portfolio accounted for under ASC Subtopic 310-30 is subject to a quarterly loss reassessment procedure. Reductions in expected losses will increase the yield of the particular pool based on its expected average life. As part of those procedures, and actual cash flows received during the year, the Corporation benefited from the interest income impact derived from pools that either paid-in-full and had a related loss expectation, or from loans within a pool for which the Corporation received cash flows that were not contemplated in its original estimates and the pool had a relatively short expected average life. This impact contributed to offset the reduction in the discount accretion related to the portion of the covered loan portfolio that is accounted for under ASC Subtopic 310-20, and contributed to the stability in the covered loan portfolio yield from 2010 to 2011. The discount accretion related to covered loans accounted for under ASC Subtopic 310-20 presented a reduction of $42.7 million during 2011 since the related discount was fully accreted close to mid-2011.

Table 6.B presents the different components of the Corporation’s net interest income for the year ended December 31, 2010, as compared with the same period in 2009.

27     POPULAR, INC. 2011 ANNUAL REPORT

TABLE 6.A - Net Interest Income - Taxable Equivalent Basis

Year ended December 31,
Average volume			Average yields / costs				Interest				Variance attributable to
2011	2010	Variance	2011	2010	Variance		2011	2010	Variance		Rate	Volume
($ in millions)							(In thousands)
$ 1,152	$1,539	$(387)	0.31%	0.35%	(0.04)%	Money market investments	$3,597	$5,384	$(1,787)	$	(610)$	(1,177)
5,494	6,300	(806)	4.05	3.79	0.26	Investment securities	222,465	238,654	(16,189)		19,324	(35,513)
667	493	174	5.82	6.55	(0.73)	Trading securities	38,850	32,333	6,517		(3,896)	10,413
7,313	8,332	(1,019)	3.62	3.32	0.30	Total money market, investment and trading securities	264,912	276,371	(11,459)		14,818	(26,277)
						Loans:
10,889	11,889	(1,000)	5.06	5.17	(0.11)	Commercial	551,252	614,187	(62,935)		(12,085)	(50,850)
731	1,458	(727)	1.48	2.03	(0.55)	Construction	10,801	29,539	(18,738)		(6,605)	(12,133)
577	629	(52)	8.81	8.77	0.04	Leasing	50,867	55,144	(4,277)		283	(4,560)
5,154	4,627	527	6.06	6.02	0.04	Mortgage	312,348	278,339	34,009		2,138	31,871
3,654	3,854	(200)	10.30	10.40	(0.10)	Consumer	376,158	400,662	(24,504)		(8,947)	(15,557)
21,005	22,457	(1,452)	6.20	6.14	0.06	Sub-total loans	1,301,426	1,377,871	(76,445)		(25,216)	(51,229)
4,613	3,365	1,248	8.95	9.01	(0.06)	Covered loans	412,678	303,096	109,582		(1,702)	111,284
25,618	25,822	(204)	6.69	6.51	0.18	Total loans	1,714,104	1,680,967	33,137		(26,918)	60,055

$ 32,931	$34,154	$(1,223)	6.01%	5.73%	0.28%	Total earning assets	$1,979,016	$1,957,338	$21,678	$	(12,100)$	33,778
						Interest bearing deposits:
$ 5,204	$4,981	$223	0.60%	0.80%	(0.20)%	NOW and money market [1]	$30,994	$39,776	$(8,782)	$	(10,113)$	1,331
6,321	5,970	351	0.59	0.90	(0.31)	Savings	37,537	54,021	(16,484)		(19,907)	3,423
10,920	10,967	(47)	1.84	2.34	(0.50)	Time deposits	200,956	257,084	(56,128)		(53,031)	(3,097)
22,445	21,918	527	1.20	1.60	(0.40)	Total deposits	269,487	350,881	(81,394)		(83,051)	1,657
2,630	2,401	229	2.10	2.51	(0.41)	Short-term borrowings	55,258	60,278	(5,020)		(8,658)	3,638
3,217	5,047	(1,830)	5.62	4.80	0.82	Medium and long-term debt	180,764	242,222	(61,458)		14,434	(75,892)

28,292	29,366	(1,074)	1.79	2.22	(0.43)	Total interest bearing liabilities	505,509	653,381	(147,872)		(77,275)	(70,597)
5,058	4,732	326				Non-interest bearing demand deposits
(419)	56	(475)				Other sources of funds

$ 32,931	$34,154	$(1,223)	1.54%	1.91%	(0.37)%	Total source of funds	505,509	653,381	(147,872)		(77,275)	(70,597)
			4.47%	3.82%	0.65%	Net interest margin
						Net interest income on a taxable equivalent basis	1,473,507	1,303,957	169,550	$	65,175	$104,375
			4.22%	3.51%	0.71%	Net interest spread
						Taxable equivalent adjustment	41,515	9,092	32,423
						Net interest income	$1,431,992	$1,294,865	$137,127

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1] Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

The increase in net interest margin, on a taxable equivalent basis, for the year ended December 31, 2010, compared with the same period in 2009, was driven mostly by following items:

•	$79.8 million of discount accretion on covered loans accounted for under ASC Subtopic 310-20 due to their revolving characteristics;
•	a decrease in deposit costs associated to both a low interest rate scenario and management actions to reduce deposits costs; and
•

a higher yield in consumer loans mainly reflected in the credit cards portfolio, in part due to revisions made to the spread charged over the prime rate for different risk categories and the impact of credit cards acquired in the Westernbank FDIC-assisted transaction not covered under the loss sharing agreements.

The above variances were partially offset by the following factors:

•	excess liquidity from the capital issuance in 2010 was temporarily invested in money market investments with the Fed earning a very low interest rate, which reduced the yield on earning assets;
•	FDIC loss share asset of $2.4 billion at December 31, 2010, being funded with interest bearing liabilities;
•

the exchange with the U.S. Treasury of $935 million of Series C preferred stock for trust preferred securities in August 2009, which resulted in an increase of $45.2 million in the interest expense for the year ended December 31, 2010, when compared with 2009 (these payments were characterized as dividends prior to the exchange); and

•	a higher balance of non-performing loans across the different loan categories.

The decrease in the taxable equivalent adjustment for the year 2010, compared with the previous year, related to the fact that due to its tax position in 2010, BPPR did not benefit from the exempt income generated during the year.

Average tax-exempt earning assets approximated $3.5 billion in 2011, of which 47% represented tax-exempt investment securities, compared with $429 million and 6% in 2010, and $5.0 billion and 68% in 2009. The lower balance of earning assets in 2010 relates to the fact that BPPR’s tax position changed during 2010 and the benefit obtained from exempt assets was not applicable in that year. As indicated previously, BPPR’s tax position also changed in 2011, returning the benefit to net interest income of exempt assets upon signing a tax ruling with the Puerto Rico Treasury Department, which is explained in the Income Taxes section of this MD&A. Non-taxable interest income on investment securities amounted to $59.8 million for the year ended December 31, 2011, compared with $1.4 million in 2010 and $121.7 million in 2009.

29     POPULAR, INC. 2011 ANNUAL REPORT

TABLE 6.B - Analysis of Levels & Yields on a Taxable Equivalent Basis

Year ended December 31,
Average volume			Average yields / costs				Interest			Variance attributable to
2010	2009	Variance	2010	2009	Variance		2010	2009	Variance	Rate	Volume
($ in millions)							(In thousands)
$ 1,539	$1,183	$356	0.35%	0.72%	(0.37)%	Money market Investments	$5,384	$8,573	$(3,189)	$(2,789)	$(400)
6,300	7,449	(1,149)	3.79	4.62	(0.83)	Investment securities	238,654	344,465	(105,811)	(54,047)	(51,764)
493	615	(122)	6.55	6.63	(0.08)	Trading securities	32,333	40,771	(8,438)	(494)	(7,944)
8,332	9,247	(915)	3.32	4.26	(0.94)	Total money market, investment and trading securities	276,371	393,809	(117,438)	(57,330)	(60,108)
						Loans:
11,889	13,204	(1,315)	5.17	5.29	(0.12)	Commercial	614,187	698,377	(84,190)	(15,942)	(68,248)
1,458	2,026	(568)	2.03	2.68	(0.65)	Construction	29,539	54,340	(24,801)	(11,557)	(13,244)
629	768	(139)	8.77	8.42	0.35	Leasing	55,144	64,697	(9,553)	2,568	(12,121)
4,627	4,494	133	6.02	6.49	(0.47)	Mortgage	278,339	291,792	(13,453)	(21,953)	8,500
3,854	4,344	(490)	10.40	9.94	0.46	Consumer	400,662	431,712	(31,050)	10,133	(41,183)
22,457	24,836	(2,379)	6.14	6.20	(0.06)	Sub-total loans	1,377,871	1,540,918	(163,047)	(36,751)	(126,296)
3,365	-	3,365	9.01	–	9.01	Covered loans	303,096	-	303,096	-	303,096
25,822	24,836	986	6.51	6.20	0.31	Total loans	1,680,967	1,540,918	140,049	(36,751)	176,800

$ 34,154	$34,083	$71	5.73%	5.68%	0.05%	Total earning assets	$1,957,338	$1,934,727	$22,611	$(94,081)	$116,692
						Interest bearing deposits:
$ 4,981	$4,804	$177	0.80%	1.12%	(0.32)%	NOW and money market [1]	$39,776	$53,695	$(13,919)	$(15,266)	$1,347
5,970	5,538	432	0.90	0.97	(0.07)	Savings	54,021	53,660	361	(3,724)	4,085
10,967	12,193	(1,226)	2.34	3.23	(0.89)	Time deposits	257,084	393,907	(136,823)	(96,845)	(39,978)
21,918	22,535	(617)	1.60	2.22	(0.62)	Total deposits	350,881	501,262	(150,381)	(115,835)	(34,546)
2,401	2,888	(487)	2.51	2.40	0.11	Short-term borrowings	60,278	69,357	(9,079)	3,134	(12,213)
5,047	2,945	2,102	4.80	6.22	(1.42)	Medium and long-term debt	242,222	183,125	59,097	46,138	12,959

29,366	28,368	998	2.22	2.66	(0.44)	Total interest bearing liabilities	653,381	753,744	(100,363)	(66,563)	(33,800)
4,732	4,293	439				Non-interest bearing demand deposits
56	1,422	(1,366)				Other sources of funds

$ 34,154	$34,083	$71	1.91%	2.21%	(0.30)%	Total source of funds	653,381	753,744	(100,363)	(66,563)	(33,800)
			3.82%	3.47%	0.35%	Net interest margin
						Net interest income on a taxable equivalent basis	1,303,957	1,180,983	122,974	$(27,518)	$150,492

			3.51%	3.02%	0.49%	Net interest spread
						Taxable equivalent adjustment	9,092	79,730	(70,638)

						Net interest income	$1,294,865	$1,101,253	$193,612

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1] Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

Provision for Loan Losses

The provision for loan losses amounted to $575.7 million, or 104% of net charge-offs, for the year ended December 31, 2011, compared with $1.0 billion, or 88%, respectively, for 2010, and $1.4 billion, or 137%, respectively, for 2009. Excluding the impact related to the covered loans during 2011, the provision for loan losses amounted to $430.1 million, or 81% of net charge-offs.

The provision for loan losses for the year ended December 31, 2010 included the effect of a $176.0 million charge to provide for the difference between the book value and the estimated fair value of the BPPR commercial and construction loans and the BPNA non-conventional mortgage loans transferred to loans held-for-sale in December 2010.

As indicated in the Overview section of this MD&A, the decrease in the provision for loan losses for 2011, compared with 2010, was the net result of a decrease in the provision for non-covered loans of $581.8 million, partially offset by an increase in the provision for loan losses on the covered loans by $145.6 million. Total net charge-offs for 2011 decreased by $597.9 million compared with 2010. Reductions were reflected in all loan categories and segments, except in mortgage loans at the BPPR reportable segment, which had an increase of $5.9 million. The declines were principally influenced by the following factors: (i) charge-offs taken in 2010 on loans reclassified to held-for-sale, (ii) a lower level of problem loans in the commercial and construction loan portfolio balances classified as held-for-investment, (iii) the running-off of the BPNA non-conventional mortgage loan portfolio and (iv) the continued improvement in the credit quality performance of the Corporation’s consumer loan portfolios. The residential mortgage loan portfolio of the BPPR reportable segment continues to reflect the impact of weak economic conditions in Puerto Rico, which have adversely impacted the real estate market.

During 2011, the Corporation recorded a provision for loan losses of $145.6 million on the covered loan portfolio, principally to account for reductions in expected cash flows on certain pools accounted for pursuant to ASC 310-30. Also, the increase was impacted by two particular credit relationships accounted for pursuant to ASC 310-20 which required specific reserves of $28.2 million, of which $10.9 million were charged-off during the fourth quarter of 2011. The covered loan portfolio did not require an allowance for loan losses at December 31, 2010.

Excluding the $176.0 million increase in provision related to the loan reclassifications to held-for-sale described above, the provision for loan losses declined by $570 million during the year ended December 31, 2010, compared with the year ended December 31, 2009. Both reportable segments, BPPR and BPNA, contributed to the reduction as the year 2009 demanded higher provisioning, mainly in the commercial and construction loan portfolios of BPPR and in the commercial, construction, non-conventional residential mortgage and HELOCs loan portfolios of the BPNA reportable segment. The provision for loan losses for the year ended December 31, 2010, when compared with the previous year, reflects higher net charge-offs by $125.2 million, mainly in commercial loans by $175.0 million and construction loans by $85.1 million. Partially offsetting this negative variance were lower net charge-offs in consumer loans by $102.0 million, mortgage loans by $25.8 million, and lease financing by $7.1 million. The increases in the commercial and construction loan net charge-offs were primarily attributable to the Corporation’s decision to promptly charge-off previously reserved impaired amounts of collateral dependent loans both in Puerto Rico and the U.S. mainland. The decreases in the consumer and mortgage loan net charge-offs were mostly related to the favorable credit trends experienced by the Corporation’s U.S. mainland operations.

Refer to the Credit Risk Management and Loan Quality section for a detailed analysis of net charge-offs, non-performing assets, the allowance for loan losses and selected loan losses statistics.

31     POPULAR, INC. 2011 ANNUAL REPORT

Non-Interest Income

Refer to Table 7.A for a breakdown of non-interest income by major categories for the past five years.

Table 7.A - Non-Interest Income

	Year ended December 31,
(In thousands)	2011	2010	2009	2008	2007
Service charges on deposit accounts	$184,940	$195,803	$213,493	$206,957	$196,072
Other service fees:
Debit card fees	49,459	100,639	110,040	108,274	76,573
Credit card fees and discounts	49,049	84,786	94,636	107,713	102,176
Insurance fees	54,390	49,768	50,132	50,417	53,097
Processing fees	6,839	45,055	55,005	51,731	47,476
Sale and administration of investment products	34,388	37,783	34,134	34,373	30,453
Mortgage servicing fees, net of fair value adjustments	12,098	24,801	15,086	25,987	17,981
Trust fees	15,333	14,217	12,455	12,099	11,157
Check cashing fees	339	408	588	512	387
Other fees	17,825	20,047	22,111	25,057	26,311
Total other services fees	239,720	377,504	394,187	416,163	365,611
Net gain on sale and valuation adjustments of investment securities	10,844	3,992	219,546	69,716	100,869
Trading account profit	5,897	16,404	39,740	43,645	37,197
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	30,891	15,874	5,151	26,256	68,491
Adjustments (expense) to indemnity reserves on loans sold	(33,068)	(72,013)	(40,211)	(20,238)	(8,445)
FDIC loss share income (expense)	66,791	(25,751)	-	-	-
Fair value change in equity appreciation instrument	8,323	42,555	-	-	-
Gain on sale of processing and technology business	-	640,802	-	-	-
Other operating income	45,939	93,023	64,595	87,475	113,900
Total non-interest income	$560,277	$1,288,193	$896,501	$829,974	$873,695

Non-interest income for the year ended December 31, 2011, when compared with the previous year, was negatively impacted by the following factors:

•

lower service charges on deposit accounts by $10.9 million mostly related to lower nonsufficient funds and overdraft fees as a result of the impact of Regulation E, lower commercial account analysis fees (non-balance compensation accounts) and reduced fees from money services clients in BPNA. These unfavorable variances were partially offset by increased service charges on consumer checking accounts in BPNA due to a new ATM fee structure and increased service charges in BPPR, driven in part by a higher volume of accounts and a new service charge of $0.50 for non-BPPR ATM terminal transactions;

•

lower other service fees by $137.8 million principally due to lower credit and debit card fees, mostly as a result of transferring the merchant banking business to EVERTEC as part of the sale of those operations effective September 30, 2010. There were also lower volume of credit cards subject to late payment fees and lower average rate charged per transaction as a result of the Credit Card Accountability, Responsibility and Disclosure Act of 2009. In addition, there were higher unfavorable fair value adjustments on mortgage servicing rights by $14.2 million mainly due to changes in the cost assumptions impacted by the increase in the delinquency, foreclosure and base cost. These unfavorable variances were partially offset by higher interchange income on point-of-sale terminals and VISA interchange income due to the increase in transaction volume;

•

lower trading account profit by $10.5 million mainly due to higher realized losses on derivatives by $29.2 million in the Corporation’s Puerto Rico mortgage banking subsidiary, partially offset by $17.2 million in unrealized gains on outstanding mortgage-backed securities due to higher market prices on a higher volume of outstanding pools in that subsidiary;

•

unfavorable impact in the fair value of the equity appreciation instrument issued to the FDIC as part of the Westernbank FDIC-assisted transaction by $34.2 million since the instrument expired on May 7, 2011;

•	unfavorable variance resulting from the gain on sale of the 51% ownership interest in the Corporation’s processing and technology business, EVERTEC, during 2010 of $640.8 million; and
•

lower other operating income by $47.1 million mainly due to higher losses by $23.4 million (including the impact of intra-entity eliminations) for the year ended December 31, 2011 from the retained ownership interest in EVERTEC. The following table provides the composition of such amounts.

Table 7.B - Income (Loss) from Retained Ownership Interest in EVERTEC

(In thousands)	2011	2010
Share of income from the equity investment in EVERTEC	$13,936	$574
Intra-company eliminations considered in other operating income	(52,218)	(15,425)
Share of income (loss) from the equity investment in EVERTEC, net of eliminations	$(38,282)	$(14,851)

The unfavorable impact in non-interest income was offset principally by the elimination of 49% of the professional fees (expense) paid by the Corporation to EVERTEC. Refer to Note 25 to the consolidated financial statements for a list of intra-entity eliminations for transactions and service payments between the Corporation and EVERTEC as an affiliate.

The reduction in other operating income was also related to lower income by $34.9 million for the year ended December 31, 2011, compared with 2010, related to the accretion of the contingency for unfunded lending commitments that was recorded at fair value as part of the FDIC-assisted transaction (with an offset of 80% recorded as a reduction to income in the category of FDIC loss share expense). These unfunded lending commitments relate to revolving lines that generally had maturities of one year or less. Refer to Table 2 for a comparison of items related to the accounting for covered loans and associated unfunded commitments that impact non-interest income. For the year ended December 31, 2011, the unfavorable variance in other operating income was partially offset by the gain of $20.6 million (before tax) on the sale of the equity interest in CONTADO during the first quarter of 2011. The remainder of the unfavorable variances was related to revenues that were derived by EVERTEC for services to unrelated third-parties in the period prior to sale of the ownership interest.

These unfavorable variances for the year ended December 31, 2011, when compared with the previous year, were partially offset by the following positive factors:

•

higher net gain on sale and valuation adjustments of investment securities principally due to the $8.5 million gain on the sale of $234 million in FHLB notes during the third quarter of 2011, and to the $2.8 million gain on the sale of a limited partnership interest in real estate limited partnerships owning property qualifying for low-income housing tax credits by BPNA during the fourth quarter of 2011, compared to $3.8 million in gains mostly related to the sale of available-for-sale securities during 2010;

•

higher net gain on sale of loans, including valuation adjustments on loans held-for-sale, by $15.0 million principally due to the gain of $17.4 million recorded by BPPR on the sale of construction and commercial real estate loans to a joint venture (which was offset by the $12.7 million provision for loan losses on the reclassification of certain loans to held-for-sale) during the third quarter of 2011, the gain of $3.8 million recorded by BPPR on the sale of a certain construction project during the third quarter of 2011, higher gains on securitization transactions in the BPPR reportable segment by $9.1 million, and higher net gains by $7.4 million in the BPNA reportable segment, partially offset by valuation adjustments on loans held-for-sale by approximately $23.9 million, principally in the BPPR reportable segment related to advances on the commercial and construction loans classified as held-for-sale, and on loan transfers from held-for-sale to other real estate owned;

•

lower unfavorable adjustments related to indemnity reserves on loans sold by $38.9 million, which was mainly due to lower unfavorable representation and warranty adjustments in the BPNA reportable segment by $22.1 million mostly as a result of settlements with two of the largest counterparties which released the Corporation from any further financial obligations regarding loans sold to those counterparties and due to reduced activity from its remaining counterparties. Also, there were lower credit recourse adjustments in the BPPR reportable segment by $10.1 million due in part to reductions in the probability of default assumption and to higher expected prepayment rates on the serviced portfolio, partially offset by charge-offs taken due to a greater volume of loans repurchased under credit recourse arrangements in the Puerto Rico operations, and lower representation and warranty adjustments in BPPR by $5.8 million due to refinement in estimates based on historical claims and loss expectations; and

33     POPULAR, INC. 2011 ANNUAL REPORT

•

favorable variance in FDIC loss share income (expense) during the year ended December 31, 2011 by $92.5 million. Refer to Table 2 for a description and amounts of the items that compose the FDIC loss share income (expense) caption. The positive variance was mostly influenced by (i) increase in the indemnification asset associated to 80% of the provision for loan losses recorded on the covered loans on the portion of the losses that are reimbursable under the loss sharing agreements; and (ii) 80% impact of the lower discount accretion on the loans and contingent liability for unfunded commitments accounted for under ASC 310-20, which as indicated previously, had an estimated accretion period of one year. The impact of those two items was partially offset by higher amortization (lower accretion) of the loss share indemnification asset resulting from the quarterly evaluation of expected cash flows of the loan portfolio that resulted in reduced losses expected to be collected from the FDIC due to the improved performance of certain loan pools. This reduction in losses also results in an improvement in interest income due to an increase in the accretable yield on the covered loans. The impact in interest income is taken throughout the life of the loans whereas the life of the indemnification asset is tied to the FDIC loss sharing agreements and is shorter.

For the year ended December 31, 2010, non-interest income increased by $391.7 million, or 44%, when compared to 2009, principally due to the gain of $640.8 million, before tax and transaction costs, recognized on the sale of the 51% ownership interest in the Corporation’s processing and technology business, EVERTEC. In addition, there were $42.6 million in favorable changes in the fair value of the equity appreciation instrument issued to the FDIC during the year ended December 31, 2010 due to a reduction in the assumption of volatility related to the Corporation’s stock price and a shorter period remaining for the expiration of the instrument. Also, other operating income increased by $28.4 million, mainly due to the $39.4 million accretion of the fair value of unfunded loan commitments that were recorded as part of the FDIC-assisted transaction and lower net derivative losses, including lower unfavorable credit adjustments by $8.2 million; partially offset by losses of $14.8 million from the retained ownership interest in EVERTEC, which represented $574 thousand of the share of EVERTEC’s net income for the period from October 1, 2010 through December 31, 2010, offset by the 49% of intercompany income eliminations of $15.4 million. Those favorable variances were partially offset by (i) lower net gains on sales of investment securities, net of valuation adjustments of investment securities, by $215.6 million; (ii) $25.8 million in FDIC loss share expense during 2010; (iii) a decrease in trading account profit by $23.3 million; (iv) higher losses on sales of loans, net of lower of cost or fair value adjustments on loans held-for-sale, by $21.1 million; and (v) a decrease in service charges on deposit accounts by $17.7 million.

During the year ended December 31, 2010, there were $3.8 million in gains mainly on sales of available-for-sale securities, compared with $236.6 million in gains on the sale of investment securities during 2009, mostly related to the sale of $3.4 billion in U.S. Treasury notes and U.S. agency obligations by BPPR and the sale of equity securities, partially offset by lower unfavorable valuation adjustments of investment securities by $16.8 million during 2010. The decrease in trading account profit was mostly in the Puerto Rico mortgage banking subsidiary and was mainly related to $51.1 million in lower realized gains as a result of a lower volume of mortgage-backed securities sold, partially offset by $23.2 million in higher unrealized gains of outstanding mortgage-backed securities. The higher losses on sales of loans, net of lower of cost or fair value adjustments on loans held-for-sale, were mostly related to higher adjustments to the indemnity reserve of $31.8 million, mainly in the BPPR reportable segment related to loans serviced with credit recourse and to settlements on certain representation and warranty arrangements by E-LOAN. Service charges on deposit accounts decreased mostly in the BPNA reportable segment related to lower non-sufficient funds fees and reduced fees from money services clients, the impact of Regulation E, and due to fewer customer accounts resulting from the reduction in BPNA’s branches.

Operating Expenses

Table 8 provides a breakdown of operating expenses by major categories.

Table 8 - Operating Expenses

	Year ended December 31,

(In thousands)	2011	2010	2009	2008	2007

Personnel costs:
Salaries	$305,018	$352,139	$364,529	$421,134	$417,418
Commissions, incentives and other bonuses	44,421	53,837	43,840	61,745	69,805
Pension, postretirement and medical insurance	62,219	61,294	81,372	56,481	62,662
Other personnel costs, including payroll taxes	41,712	46,928	43,522	69,105	70,875

Total personnel costs	453,370	514,198	533,263	608,465	620,760

Net occupancy expenses	102,319	116,203	111,035	120,456	109,344
Equipment expenses	43,840	85,851	101,530	111,478	117,082
Other taxes	51,885	50,608	52,605	52,799	48,489
Professional fees:
Collections, appraisals and other credit related fees	28,127	27,081	21,675	21,413	23,567
Programming, processing and other technology services	96,699	45,685	31,286	35,830	31,569
Other professional fees	70,116	93,339	58,326	63,902	64,387

Total professional fees	194,942	166,105	111,287	121,145	119,523

Communications	27,115	38,905	46,264	51,386	58,092
Business promotion	55,067	46,671	38,872	62,731	109,909
Impairment losses on long-lived assets	-	-	1,545	13,491	10,478
FDIC deposit insurance	93,728	67,644	76,796	15,037	2,858
Loss (gain) on early extinguishment of debt	8,693	38,787	(78,300)	-	-
Other real estate owned (OREO) expenses	21,778	46,789	25,800	12,158	2,905
Other operating expenses:
Credit and debit card processing, volume, interchange and other expenses	17,539	42,613	43,806	45,326	41,791
Transportation and travel	7,012	7,769	8,796	12,751	14,239
Printing and supplies	5,273	9,302	11,093	14,450	15,603
All other	58,082	84,929	60,322	71,066	52,194

Total other operating expenses	87,906	144,613	124,017	143,593	123,827

Goodwill and trademark impairment losses	-	-	-	12,480	211,750
Amortization of intangibles	9,654	9,173	9,482	11,509	10,445

Total operating expenses	$1,150,297	$1,325,547	$1,154,196	$1,336,728	$1,545,462

Personnel costs to average assets	1.19%	1.34%	1.46%	1.54%	1.57%
Operating expenses to average assets	3.02	3.45	3.16	3.39	3.92
Employees (full-time equivalent)	8,329	8,277	9,407	10,387	11,374
Average assets per employee (in millions)	$4.57	$4.64	$3.89	$3.80	$3.47

Operating expenses for the year ended December 31, 2011 decreased by $175.3 million, or 13%, compared with the year ended December 31, 2010. The decrease in operating expenses for the year ended December 31, 2011, when compared with the previous year, was impacted by the following factors:

—

a decrease in personnel costs of $60.8 million that was mainly related to the reduction in headcount due to the sale of the 51% ownership interest in EVERTEC completed on September 30, 2010. EVERTEC had 1,879 employees at September 30, 2010. Personnel costs for the EVERTEC operations, including the merchant acquiring business, approximated $71.7 million for the year ended December 31, 2010. Pension and postretirement plan expense for 2011 amounted to $26.1 million, compared with $20.6 million for 2010. The pension cost for the year ended December 31, 2011 included $15.6 million in

35     POPULAR, INC. 2011 ANNUAL REPORT

termination benefit losses related to the voluntary retirement program described in the Overview section of this MD&A. Excluding the impact of the voluntary retirement program, the reduction in pension costs during 2011 was principally due to higher return on plan assets in 2011 and the fact that the pension cost for 2010 included a settlement loss on the termination of the BPNA pension plan of $4.2 million. Refer to Note 34 to the consolidated financial statements for a breakdown of the pension and postretirement costs for 2011 and 2010;

•

a decrease in net occupancy expenses of $13.9 million, which was primarily the result of a reduction in rental expense related to the EVERTEC facilities prior to the sale of the ownership interest. EVERTEC, including the merchant business, incurred net occupancy expenses of $10.6 million in 2010;

•

a decrease in equipment expenses of $42.0 million that was mainly due to lower amortization of software licenses and depreciation of electronic equipment as a result of the transfer of software and equipment to EVERTEC as part of the sale. Equipment expenses pertaining to the EVERTEC operations approximated $35.8 million in 2010;

•

a reduction in communication expenses of $11.8 million primarily due to the transferring of communication lines to EVERTEC, including those related to the merchant banking business. The former EVERTEC reportable segment, including the merchant business, recorded communication costs of $9.3 million in 2010;

•

lower loss on early extinguishment of debt in 2011 since the results for 2010 included losses of $38.8 million, mostly from prepayment penalties on the cancellation of FHLB advances and certain public fund certificates of deposit as part of BPNA’s redeployment of excess liquidity and as part of the strategy to increase margins prospectively. The variance was partially offset mainly by $8.0 million in prepayment penalties on the repayment of $100 million in medium-term notes in the first quarter of 2011;

•

OREO expenses decreased by $25.0 million during 2011 as compared to 2010 mainly due to lower write-downs in commercial properties since there were large reappraisal adjustments on certain high-value properties made during 2010;

•	a decline in credit and debit card processing, volume and interchange expenses of $25.1 million, mainly due to the sale of the processing and merchant banking businesses; and

•	the reduction in the “other” category within the caption of other operating expenses in Table 8 was in part related to transactions costs recognized in 2010 on the EVERTEC sale.

These favorable variances for the year ended December 31, 2011, when compared with the previous year, were partially offset by the following factors:

•

an increase in professional fees of $28.8 million, which was principally in the categories of system application processing and hosting, which represent services provided by EVERTEC to the Corporation’s subsidiaries. Prior to the sale of EVERTEC, these costs were fully eliminated in consolidation, but now 51% of such costs are not eliminated when consolidating the Corporation’s financial results of operations, resulting in an increase in the costs for the year ended December 31, 2011. The increase related to those services provided by EVERTEC in 2011 was partially offset by a reduction in other professional costs, such as transaction costs for legal and consulting services that were incurred as part of the negotiations and sale of the ownership interest in EVERTEC, lower legal fees related to litigations and lower audit fees;

•

an increase in business promotion of $8.4 million, mainly in advertising expenses due to new campaigns, including marketing costs for the new AAdvantage credit card products, and costs from the credit card reward point programs. Additionally, there were higher marketing expenses associated with the BPNA rebranding initiative; and

•	higher FDIC deposit insurance assessments during 2011 by $26.1 million mainly due to the change in the assessment computation for BPPR effective in the second quarter of 2011.

Operating expenses for the year ended December 31, 2010 increased by $171.4 million, or 15%, compared with December 31, 2009. This increase in operating expenses was principally due to prepayment penalties on the early extinguishment of debt of $38.8 million in 2010, compared to $78.3 million in gains on the early extinguishment of debt in 2009. The latter resulted principally from the junior subordinated debentures that were extinguished as a result of the exchange of trust preferred securities for common stock in August 2009. Also contributing to the increase in operating expenses for the year ended December 31, 2010, compared with the previous year, were higher professional fees, principally in the categories of consulting fees related to the EVERTEC sale and the Westernbank FDIC-assisted transactions and legal fees related in part to credit collection services and litigation support. Furthermore, there were higher maintenance and selling costs on repossessed properties as well as higher write-downs on the value of these properties. These unfavorable variances were partially offset by lower personnel costs, principally a reduction of $12.4 million in pension and restoration plan expenses, and lower equipment expenses. A decrease in salaries from a reduction in headcount at the BPNA reportable segment, due to restructuring and staff reductions during 2009 and to the sale of EVERTEC in the fourth quarter of 2010, was partially offset by the salaries related to the employees hired from the Westernbank former operations. The decrease in equipment expenses was mainly due to lower depreciation expense of software licenses and electronic equipment as a result of the EVERTEC sale, and to lower depreciation and maintenance and repair expenses in the BPNA reportable segment due to fewer licensing needs and fewer branches as a result of the restructuring of its operations.

Income Taxes

Income tax expense amounted to $114.9 million for the year December 31, 2011, compared with an income tax expense of $108.2 million for the previous year. The increase in income tax expense was mainly due to the recognition of $103.3 million in income tax expense and a reduction in the net deferred tax assets of the Puerto Rico operations mainly due to the reduction in the marginal tax rate from 39% to 30% during the first quarter of 2011. In January 2011, the Governor of Puerto Rico signed into law a new Internal Revenue Code for Puerto Rico, which among the most significant changes applicable to the Corporation, was the reduction in the marginal tax as indicated above. This increase was offset by lower income before taxes on the Puerto Rico operations mostly because of the gain on the sale of 51% interest in EVERTEC that took place during 2010. This gain was calculated at the preferential tax rate of 25%.

In addition, the increase in income tax expense was partly offset by the tax benefit of $53.6 million recorded in June 2011 for the recognition of certain tax benefits not previously recorded during years 2009 (the benefit of reduced tax rates for capital gains) and 2010 (the benefit of the tax-exempt income). The Corporation and the Puerto Rico Treasury Department agreed that for tax purposes the deductions related to certain loan charge-offs recorded on the consolidated financial statements for those two years could be deferred until 2013 through 2016. Also, in 2011, there was a higher benefit on net exempt interest income compared to 2010.

Income tax expense for the year ended December 31, 2010 was $108.2 million, compared with an income tax benefit of $8.3 million for 2009. The increase in income tax expense for 2010 was due to higher pre-tax earnings in 2010 related to the Puerto Rico operations, mostly related to income subject to capital gain tax rate and by lower benefit on net exempt interest income.

The Corporation’s net deferred tax assets at December 31, 2011 amounted to $405 million (net of the valuation allowance of $1.3 billion) compared to $377 million at December 31, 2010. Note 37 to the consolidated financial statements provides the composition of the net deferred tax assets as of such dates. All of the net deferred tax assets at December 31, 2011 pertain to the Puerto Rico operations. Of the amount related to the U.S. operations, without considering the valuation allowance, $1.1 billion is attributable to net operating losses of such operations.

37     POPULAR, INC. 2011 ANNUAL REPORT

The components of the income tax expense (benefit) for the years ended December 31, 2011, 2010 and 2009 are included in Table 9.

Table 9 - Components of Income Tax Expense (Benefit)

	2011		2010		2009
(Dollar in thousands)	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income
Computed income tax at statutory rates	$79,876	30%	$100,586	41%	$ (230,241)	41%
Benefit of net tax exempt interest income	(31,379)	(12)	(7,799)	(3)	(50,261)	9
Effect of income subject to preferential tax rate	(1,802)	(1)	(143,844)	(59)	(1,842)	-
Deferred tax asset valuation allowance	7,192	3	143,754	59	282,933	(50)
Non-deductible expenses	21,756	8	28,130	11	-	-
Difference in tax rates due to multiple jurisdictions	(8,555)	(3)	13,908	6	40,625	(7)
Initial adjustment in deferred tax due to change in tax rate	103,287	39	-	-	(12,351)	2
Recognition of tax benefits from previous years [1]	(53,615)	(20)	-	-	-	-
States taxes and others	(1,833)	(1)	(26,505)	(11)	(37,165)	6
Income tax expense (benefit)	$114,927	43%	$108,230	44%	$ (8,302)	1%

The full valuation allowance in the Corporation’s U.S. operations was recorded in the year 2008 in consideration of the requirements of ASC 740. Refer to the Critical Accounting Policies / Estimates section of this MD&A for information on the requirements of ASC 740 and management’s position with respect to the realization of the net deferred tax assets of the Corporation’s U.S. operations and the Puerto Rico banking operation.

Refer to Note 37 to the consolidated financial statements for additional information on income taxes.

Fourth Quarter Results

The Corporation recognized net income of $3.0 million for the quarter ended December 31, 2011, compared with a net loss of $227.1 million for the same quarter of 2010. The variance in the quarterly results was principally from a reduction in the provision for loan losses by $174.6 million.

Net interest income for the fourth quarter of 2011 amounted to $344.8 million, compared with $354.6 million for the fourth quarter of 2010. The decrease in net interest income was primarily due to lower volumes of investment securities and of commercial, construction and covered loans offset in part by greater volume of mortgage loans and reduced levels of long-term debt. Average total loans declined $1.6 billion, while investment securities decreased $1.0 billion. Also, the decrease in net interest income was influenced by a reduction in loan yields by 31 basis points, partially offset by the reduction in the cost of deposits which went down 46 basis points.

The provision for loan losses amounted to $179.8 million or 131% of net charge-offs for the quarter ended December 31, 2011, compared to $354.4 million or 74% of net charge-offs for the fourth quarter of 2010. There was a decrease of $230.5 million in the provision for loan losses on non-covered loans, partially offset by an increase of $55.9 million in the provision for loan losses on covered loans. The provision for loan losses for the quarter ended December 31, 2010 included the effect of a $176 million charge to provide for the difference between the book value and the estimated fair value of the commercial, construction and non-conventional mortgage loan portfolios transferred to loans held-for-sale in the fourth quarter of 2010. The 2011 fourth quarter results reflect higher provisioning for consumer and mortgage loans modified under loss mitigation programs that are categorized as troubled debt restructurings and are evaluated for impairment on an individual basis. At December 31, 2011, the specific allowance for loan losses for consumer and mortgage loans that were considered troubled debt restructurings amounted to $46 million, compared with $5 million at December 31, 2010. The increase in the provision for loan losses on the covered loan portfolio was impacted mainly by two particular credit relationships accounted for pursuant to ASC 310-20, which required specific reserves of $28.2 million during the fourth quarter of 2011.

Non-interest income amounted to $149.4 million for the quarter ended December 31, 2011, compared with $105.6 million for the same quarter in 2010. The increase in non-interest income was mainly due to a favorable variance in gain on sale of loans, net of valuation adjustments on loans held-for-sale, of $14.7 million mostly due to higher gains on mortgage loans sold and to lower net adjustments to indemnity reserves on loans sold by $31.0 million. Additionally, the variance in non-interest income was due to an increase in FDIC loss share income of $20.5 million. These favorable variances were partially offset by lower debit card fees as a result of lower POS interchange income driven by the effect of the Durbin Amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 implemented in October 2011, higher unfavorable valuation adjustments on mortgage servicing rights, lower trading account profits, and the unfavorable impact in the fair value of the equity appreciation instrument issued to the FDIC.

Operating expenses totaled $311.1 million for the quarter ended December 31, 2011, compared with $344.7 million for the same quarter in the previous year. The decrease in operating expenses was impacted by the prepayment penalties of $12.1 million on the cancellation of $183 million in FHLB advances and the $7.5 million payment to cover the uninsured portion of the settlement of certain securities class action lawsuits during the fourth quarter of 2010. In general, for the fourth quarter of 2011, there were lower net occupancy and equipment expenses due to the sale of the ownership interest in EVERTEC in September 2010, lower unfavorable fair value adjustments on repossessed property, lower charges to increase the reserve for unfunded lending commitments, and lower legal fees, among other factors influencing the variance in operating expenses. These favorable variances were partially offset by the previously mentioned charge to pension costs related to the voluntary retirement program and higher amortization of FDIC deposit insurance.

Income tax expense amounted to $0.3 million for the quarter ended December 31, 2011, compared with an income tax benefit of $11.8 million for the same quarter of 2010. The variance was primarily due to the loss before tax in the Puerto Rico operations for the fourth quarter of 2010 as compared to the earnings in the fourth quarter of 2011.

REPORTABLE SEGMENT RESULTS

The Corporation’s reportable segments for managerial reporting purposes consist of Banco Popular de Puerto Rico and Banco Popular North America. A Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by the Corporate group are not allocated to the reportable segments.

As a result of the sale of a 51% interest in EVERTEC, the Corporation no longer presents EVERTEC as a reportable segment and therefore, historical financial information for EVERTEC, including the merchant acquiring business that was part of the BPPR reportable segment but transferred to EVERTEC in connection with the sale, was reclassified in 2010 under Corporate for all periods discussed. Revenues from the Corporation’s equity interest in EVERTEC are being reported as non-interest income in the Corporate group. The Corporation sold its equity investments in CONTADO and Serfinsa during 2011.

For a description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 39 to the consolidated financial statements.

The Corporate group reported a net loss of $110.8 million for the year ended December 31, 2011, compared with net income of $432.9 million for the year ended December 31, 2010. The variance in the results was principally due to the gain on sale of the 51% interest in EVERTEC in 2010 of $640.8 million, reduced by the related tax expense at a preferential tax rate of 25%. Also, there were lower operating expenses in 2011 by approximately $209.8 million, principally due to the expenses incurred in 2010 by the processing, technology and merchant acquiring business operations. Also, there were lower consulting services related to the sale of EVERTEC, litigation support expenses and accruals for legal reserves related to the class actions.

Highlights on the earnings results for the reportable segments are discussed below.

Banco Popular de Puerto Rico

The Banco Popular de Puerto Rico reportable segment’s net income amounted to $231.5 million for the year ended December 31, 2011, compared with $46.6 million for the year ended December 31, 2010. The principal factors that contributed to the variance in the financial results included the following:

•

higher net interest income by $144.8 million, or 13%, mostly due to interest income from covered loans which increased by $109.6 million. Other favorable variances included reduced deposit and borrowing cost, and greater volume of mortgage loans. The net interest margin was 5.02% for the year ended December 31, 2011, compared with 4.43% for the year 2010;

39     POPULAR, INC. 2011 ANNUAL REPORT

•

lower provision for loan losses by $122.4 million, or 20%, mostly due to the decrease in the provision for loan losses on the non-covered loan portfolio of $268.0 million, partially offset by an increase of $145.6 million related to the covered loan portfolio. The decline on the provision for loan losses for non-covered loans was mainly driven by lower levels of commercial, construction and consumer net charge-offs, coupled with an improved outlook in net charge-offs for the consumer loan portfolio due to better macro-economic indicators. These improvements were partially offset by provisioning requirements for consumer and mortgage loans restructured under loss mitigation programs that are considered troubled debt restructurings and require to be analyzed for specific reserves under ASC Section 310-10-35. The decrease in net charge-offs was in part because of the charge-offs taken in December 2010 on the commercial and construction loans reclassified to held-for-sale. Also, the decrease in net charge-offs of the BPPR construction loan portfolio was principally because a substantial portion of the portfolio was classified as held-for-sale. The decline in consumer loan net charge-offs reflects some signs of more stable credit performance in the personal and auto loan portfolios. These favorable variances were partially offset by the recording of a provision for loan losses on the covered loans during the year 2011, principally due to reductions in expected cash flows of certain loans accounted for pursuant to ASC 310-30 and two particular credit relationships accounted for pursuant to ASC 310-20. Refer to the Credit Risk Management and Loan Quality section of this MD&A for certain quality indicators and further explanations;

•

higher non-interest income by $40.2 million, or 9%, which included an increase in FDIC loss share income of $92.5 million, higher gains on sale of loans, net of valuation adjustments on loans held-for-sale, of $8.9 million, and lower adjustments to indemnity reserves on loans serviced by $16.0 million. These favorable variances were partially offset by lower fair value adjustment on the equity appreciation instrument by $34.2 million, lower amortization of the contingent liability on unfunded commitments of Westernbank by $34.9 million, lower trading account profits by $10.5 million, lower service charges on deposit accounts by $2.3 million and other service fees by $2.9 million. The latter was principally due to a reduction in credit and debit card fees and unfavorable adjustments in the fair value of servicing rights, offset in part by higher insurance agency fees and revenues for the sale and administration of investment products. Refer to Table 2 for detailed amounts on the Westernbank-related items.

•

higher operating expenses by $29.7 million, or 3%, mainly due to increase in personnel costs by $4.5 million, mostly pension and postretirement benefit costs by $9.8 million, and professional fees by $13.5 million primarily for consulting, legal and credit related services, such as appraisals. Also, there was higher business promotion expense by $6.3 million related to credit card programs and advertising, other operating taxes by $4.2 million related mostly to personal property taxes, and higher FDIC deposit insurance by $31.9 million. These unfavorable variances were partially offset by lower equipment, net occupancy, and communication expenses, as well as a reduction in provision for unfunded lending commitments and the write-downs in other real estate properties; and

•

higher income tax expense by $92.7 million, mainly due to an increase in income before tax. Also, during the first quarter of 2011, an adjustment to income tax expense was made to reduce the net deferred tax asset of the Puerto Rico operations as a result of the reduction in the marginal rate from 39% to 30%. These variances were partially offset by a tax benefit of $53.6 million for the recognition of certain tax benefits not previously recorded during years 2009 and 2010 and by higher benefit on net exempt interest income.

The main factors that contributed to the variance in the financial results for the year ended December 31, 2010, when compared with 2009, included the following:

•

higher net interest income by $229.3 million, or 26%, mainly as a result of the $79.8 million discount accretion on covered loans acquired from the Westernbank FDIC-assisted transaction that are accounted for under ASC Subtopic 310-20 due to their revolving characteristics and the $207.0 million discount accretion on covered loans accounted for under ASC Subtopic 310-30, as well as lower cost of deposits, partially offset by the cost of funding the note issued to the FDIC as part of the Westernbank FDIC-assisted transaction. The BPPR reportable segment’s net interest yield was adversely impacted by funding the FDIC loss share asset, a non-interest earning asset, with interest bearing liabilities, including the note issued to the FDIC;

•

lower provision for loan losses by $13.9 million, or 2%, mainly as a result of higher increases in reserves during 2009, primarily related to the construction and commercial loan portfolios. The BPPR reportable segment experienced an increase of $168.3 million in net charge-offs for the year ended December 31, 2010, compared with 2009, principally associated with increases in the commercial and construction loan net charge-offs by $106.6 million and $93.4 million, respectively. At December 31, 2010, there were $498 million of loans individually evaluated for impairment in the BPPR reportable segment with a related allowance for loan losses of $14 million, compared with $1.0 billion and $190 million, respectively, at December 31, 2009. Non-performing loans held-in-portfolio in this reportable segment totaled $1.1 billion at December 31, 2010, compared with $1.5 billion at December 31, 2009. The decreases in the commercial and construction loans in non-performing status were principally prompted by the reclassification in 2010 of approximately $603 million worth of loans held-in-portfolio to loans held-for-sale. This reclassification had an impact in the provision for loan losses for the BPPR reportable segment of approximately $56.0 million;

•

lower non-interest income by $218.5 million, or 33%, primarily as a result of lower gains on the sale and valuation adjustment of investment securities of $223.7 million, reflecting the absence of the $227.6 million gain in 2009 derived principally from the sale of U.S. Treasury notes, U.S. agencies and equity securities. Lower non-interest income also reflects lower trading account profit by $23.3 million mainly in the mortgage banking business, and a reduction in the net gain on sale of loans and adjustments to indemnity reserves of $50.0 million, mainly due to increases in indemnity reserves for loans sold with credit recourse. Also, non-interest income for 2010 included a $25.6 million negative impact from the net reduction of the FDIC loss sharing asset. These unfavorable variances were partially offset by an increase in other operating income of $58.8 million resulting mostly from the accretion of the fair value adjustment on the Westernbank unfunded lending commitments due to the passage of time; and, $42.6 million in favorable changes in the fair value of the equity appreciation instrument issued to the FDIC;

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

Banco Popular North America

For the year ended December 31, 2011, the reportable segment of Banco Popular North America reported net income of $29.9 million, compared with a net loss of $340.3 million for the year ended December 31, 2010. The principal factors that contributed to the variance in the financial results included the following:

•

lower net interest income by $14.4 million, or 5%, principally as a result of lower earning assets primarily due to loan pay downs, sales, and charge-offs. This negative variance was partially offset by deleveraging of the balance sheet and lower deposit cost. The BPNA reportable segment’s net interest margin was 3.64% for 2011, compared with 3.32% for 2010;

•

lower provision for loan losses by $313.8 million, or 78% of net charge-offs, principally driven by improvements in credit performance, lower loan balances, primarily in the commercial loan portfolio, and decreases in net charge-offs in all loan categories. Refer to the Credit Risk Management and Loan Quality section of this MD&A for certain quality indicators and further explanations corresponding to the BPNA reportable segment;

•

higher non-interest income by $20.3 million, or 37%, principally due to lower adjustments to representation and warranty reserves of $22.1 million as E-LOAN has negotiated settlements with certain major counterparties who have agreed to release the Corporation from any future claims, and higher gains on the sale of loans, net of valuation adjustments, by $5.9 million, partially offset by lower service charges on deposit accounts by $8.5 million; and

•

lower operating expenses by $49.9 million, or 17%, mainly due to lower prepayment penalties on early extinguishment of debt by $21.9 million, lower FDIC deposit insurance amortization by $5.9 million and lower professional fees by $7.0 million, including legal fees, armored car expenses, appraisal fees and computer service fees, among others. In addition, there were lower other real estate property expenses and also lower net occupancy and equipment expenses mainly due to fewer branches. In addition, the results for 2010 included a settlement loss on the termination of the BPNA pension plan of $4.2 million.

41     POPULAR, INC. 2011 ANNUAL REPORT

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

•

lower provision for loan losses by $380.0 million, or 49%, principally as a result of higher general reserve requirements during 2009 for commercial loans, construction loans, U.S. non-conventional residential mortgages and home equity lines of credit, combined with specific reserves recorded for individually evaluated impaired loans. Non-performing loans held-in-portfolio in this reportable segment totaled $460 million at December 31, 2010, compared with $798 million at December 31, 2009. The decrease in non-performing loans held-in-portfolio was mostly reflected in the commercial and construction loan portfolios, which decreased by $81 million and $76 million, respectively, coupled with a decrease in non-performing mortgage loans of $174 million. The latter was mainly driven by the reclassification of approximately $396 million (book value) of U.S. non-conventional residential mortgage loans to loans held-for-sale;

•

higher non-interest income by $24.3 million, mainly due to lower provisioning in 2010 for representation and warranty reserves on loans sold in previous periods, compared with 2009 charges, and lower losses on the sale of Popular Equipment Finance loans. These favorable variances were partially offset by lower service charges on deposit accounts;

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

STATEMENT OF FINANCIAL CONDITION ANALYSIS

Assets

Refer to the consolidated financial statements included in this 2011 Annual Report for the Corporation’s consolidated statements of financial condition at December 31, 2011 and December 31, 2010. Also, refer to the Statistical Summary 2007-2011 in this MD&A for condensed statements of financial condition for the past five years. At December 31, 2011, the Corporation’s total assets were $37.3 billion, compared with $38.8 billion at December 31, 2010 and $34.7 billion at December 31, 2009.

Money market, trading and investment securities

Money market investments amounted to $1.4 billion at December 31, 2011, compared with $979 million at the same date in 2010 and $1.0 billion at December 31, 2009. The increase from the end of 2010 to 2011 was mainly due to an increase of $146 million in federal funds sold and resell agreements and $251 million in time deposits with other banks. The latter was principally on funds deposited with the Federal Reserve Bank of New York that earn interest. The excess liquidity was derived in part from an increase in deposits in trust received late December 2011 on a government bond issuance, which were of a short-term nature.

Trading account securities amounted to $436 million at December 31, 2011, compared with $547 million at December 31, 2010 and $462 million at December 31, 2009. The decrease in trading account securities was principally due to a reduction in the volume of mortgage-backed securities, mostly from a bulk sale in the third quarter of 2011 to take advantage of favorable market conditions. Proceeds were used to repay short-term debt. Refer to the Market / Interest Rate Risk section of this MD&A included in the Risk Management section for a table that provides a breakdown of the trading portfolio by security type.

Table 10 provides a breakdown of the Corporation’s portfolio of investment securities available-for-sale (“AFS”) and held-to-maturity (“HTM”) on a combined basis at December 31, 2011, 2010 and 2009. Notes 8 and 9 to the consolidated financial statements provide additional information with respect to the Corporation’s investment securities AFS and HTM.

Table 10 - Table - AFS and HTM Securities

(In millions)	2011	2010	2009
U.S. Treasury securities	$38.7	$64.0	$56.2
Obligations of U.S. government sponsored entities	985.5	1,211.3	1,647.9
Obligations of Puerto Rico, States and political subdivisions	157.7	144.7	262.8
Collateralized mortgage obligations	1,755.6	1,323.4	1,718.0
Mortgage-backed securities	2,139.6	2,576.1	3,210.2
Equity securities	6.9	9.5	7.8
Other	51.2	30.2	4.8
Total AFS and HTM investment securities	$5,135.2	$5,359.2	$6,907.7

The investment securities portfolio consists primarily of liquid and high quality securities. The decrease in investment securities from December 31, 2010 to December 31, 2011 was related to maturities and prepayments, which proceeds were used mostly to prepay the note payable issued to the FDIC as part of the FDIC-assisted transaction. Also, the decrease was due to the sale of $234 million in FHLB notes during the third quarter of 2011. With this sale, the Corporation monetized part of the unrealized gain in its investment portfolio and used those proceeds also for partial prepayment of the note issued to the FDIC. These decreases were offset by purchases of investment securities by the BPNA reportable segment during the first quarter of 2011 of approximately $751 million, in order to deploy excess liquidity, mainly in the form of U.S. Government agency-issued collateralized mortgage obligations and U.S. agency securities. The reduction in investment securities from December 31, 2009 to December 31, 2010 was mostly impacted by maturities, prepayments and sales. During 2009, the Corporation sold $3.4 billion of investment securities available-for-sale, principally U.S. agency securities (FHLB notes) and U.S Treasury securities. The proceeds received from this sale were approximately $2.9 billion, and were later partially reinvested, primarily in GNMA mortgage-backed securities to strengthen common equity by realizing a gain and improving the Corporation’s regulatory capital ratios.

At December 31, 2011, there were investment securities available-for-sale and held-to-maturity with a fair value of $210 million in an unrealized loss position of $9 million, compared with securities of $290 million with unrealized losses of $9 million at December 31, 2010. Management performed its quarterly analysis of all debt securities in an unrealized loss position at December 31, 2011 and concluded that no individual debt security was other-than-temporarily impaired as of such date. At December 31, 2011, the Corporation does not have the intent to sell debt securities in an unrealized loss position and it is not more-likely-than-not that the Corporation will have to sell those investment securities prior to recovery of their amortized cost basis.

43     POPULAR, INC. 2011 ANNUAL REPORT

Loans

Refer to Table 11 for a breakdown of the Corporation’s loan portfolio, the principal category of earning assets. Loans covered under the FDIC loss sharing agreements are presented in a separate line item in Table 11. The risks on covered loans are significantly different as a result of the loss protection provided by the FDIC.

Table 11 - Loans - Ending Balances

	At December 31,

(in thousands)	2011	2010	2009	2008 [2]	2007

Loans not covered under FDIC loss sharing agreements:
Commercial	$10,534,886	$11,393,485	$12,664,058	$13,648,939	$13,661,643
Construction	311,628	500,851	1,724,373	2,212,813	1,941,372
Lease financing	563,867	602,993	675,629	753,203	1,097,803
Mortgage	5,518,460	4,524,722	4,603,246	4,469,134	6,071,374
Consumer	3,673,755	3,705,984	4,045,807	4,648,784	5,249,264

Total non-covered loans held-in-portfolio	20,602,596	20,728,035	23,713,113	25,732,873	28,021,456
Loans covered under FDIC loss sharing agreements [1]	4,348,703	4,836,882	-	-	-

Total loans held-in-portfolio	24,951,299	25,564,917	23,713,113	25,732,873	28,021,456

Loans held-for-sale:
Commercial	26,198	60,528	2,897	38,121	24,148
Construction	236,045	412,744	-	-	-
Lease financing	-	-	-	327,607	66,636
Mortgage	100,850	420,666	87,899	170,330	1,363,426
Consumer	-	-	-	-	435,336

Total loans held-for-sale	363,093	893,938	90,796	536,058	1,889,546

Total loans	$25,314,392	$26,458,855	$23,803,909	$26,268,931	$29,911,002

[1] Refer to Note 10 to the consolidated financial statements for the composition of the loans covered under FDIC loss sharing agreements.

[2] Loans disclosed exclude the discontinued operations of PFH.

In general, the changes in most loan categories generally reflect soft loan demand, the impact of loan charge-offs, portfolio runoff of the exited loan origination channels at the BPNA reportable segment and loan sales. The decreases were partially offset by mortgage loan growth in the Puerto Rico operations due to loan acquisitions and loan origination volume generated, in part, by government incentives.

There were various transactions executed during 2011 which impacted the comparative results with 2010. The following highlights provide a summary of those main transactions.

•

In the first quarter of 2011, the Corporation completed the sale of $457 million (unpaid principal balance) in U.S. non-conventional residential mortgage loans by BPNA that were reclassified to loans held-for-sale during the fourth quarter of 2010. This sale had a positive impact of approximately $16.4 million to the results of operations for the year ended December 31, 2011, which included a gain on sale of loans of $2.6 million and a reduction of $13.8 million to the original write-down booked as part of the allowance for loan losses as a result of higher than anticipated pricing.

•

On September 29, 2011, BPPR, the Corporation’s principal banking subsidiary, completed the sale of construction and commercial real estate loans with an unpaid principal balance and net book value of approximately $358 million and $128 million, respectively. The majority of the loans sold were in non-performing status at the transaction date. The purchaser was a newly created joint venture (the “Joint Venture”), which is majority owned by a limited liability company created by an unrelated financial group. The Joint Venture was created for the limited purpose of acquiring and servicing those loans.

The purchase price for the transaction was equal to 45.3% of the unpaid principal balance of the loans at March 31, 2011, adjusted for certain collections and advances made after such date. During the third quarter of 2011, the Corporation recognized a positive impact to revenues of approximately $4.7 million before tax as a result of the sale. This included approximately $17.4 million classified as gain on sale of loans, partially offset by $12.7 million of provision for loan losses related to write-downs taken on certain loans included in the sale that were reclassified from held-in-portfolio to held-for-sale during the third quarter of 2011.

As consideration for the sale of the loans, BPPR received approximately $48 million in cash, a note for approximately $86 million as seller financing and a 24.9% equity interest in the Joint Venture. BPPR extended a $68.5 million advance facility to the Joint Venture to cover unfunded commitments and other costs to complete the construction projects and a $20 million working capital line of credit to fund certain expenses of the Joint Venture. The parties agreed that no distributions may be made by the Joint Venture to its equity members until all the credit facilities have been paid in full and all lending commitments terminated. In addition, any distributions by the Joint Venture to its equity members, including BPPR, will be made on a pro rata basis according to their proportionate interest in the entity. Refer to Note 28 to the consolidated financial statements for additional information on the sale structure and the Joint Venture.

•

During the first two quarters of 2011, the Corporation completed two bulk purchases of residential mortgage loans from a Puerto Rico financial institution, adding $518 million in performing mortgages loans to its portfolio.

•

In August 2011, the Corporation purchased from Citibank, N.A., the AAdvantage co-branded credit card portfolio in Puerto Rico and the U.S. Virgin Islands, which had approximately $131 million in balances and approximately 30,000 active accounts at the time of acquisition.

The explanations for loan portfolio variances discussed below exclude the impact of the covered loans.

The decrease in commercial loans held-in-portfolio from December 31, 2010 to December 31, 2011 was reflected in the BPPR and BPNA reportable segments by $241 million and $612 million, respectively. The decrease in the BPPR reportable segment was principally the result of overall portfolio runoff and the impact of loan charge-offs. However, the BPPR reportable segment experienced an increase in the commercial loan portfolio of $59 million from September 30, 2011 to December 31, 2011. Although loan demand is soft, the Corporation is seeing a greater loan demand from corporate clients. The reduction in the BPNA reportable segment was principally due to portfolio runoff of the discontinued lending business, loan amortization, net charge-offs and reclassification to other real estate exceeding new and renewal originations.

The decrease in construction loans from December 31, 2010 to the same date in 2011 was principally in the BPNA reportable segment by $182 million, mainly due to loan repayments and net charge-offs.

The decrease in commercial and construction loans held-for-sale from December 31, 2010 to December 31, 2011 was primarily due to the loan sale executed in September 2011 by BPPR as described above.

Commercial and construction loan portfolios, including held-in-portfolio and held-for-sale loans, decreased $2.0 billion from December 31, 2009 to the end of 2010. The decrease in these portfolios was both reflected in the BPPR and BPNA reportable segments and was impacted by lower new loan origination activity, portfolio run-off associated with exited origination channels in the U.S. operations, and loan net charge-offs during the year ended December 31, 2010 that totaled $833 million. During the quarter ended December 31, 2010, the Corporation decided to promptly charge-off previously reserved impaired amounts of collateral dependent loans, both in Puerto Rico and U.S. operations, which totaled $210 million.

The decline in the lease financing portfolio from December 31, 2010 to the same date in 2011 was experienced in the BPPR and in the BPNA reportable segments by approximately $24 million and $15 million, respectively. The decrease at the BPPR reportable segment was mainly due to a slowdown in originations due to economic conditions in Puerto Rico. BPNA reportable segment decrease is no longer originating lease financing and as such, the outstanding portfolio in those operations is running off. Similar factors influenced the reduction in the lease financing portfolio from December 31, 2009 to the end of 2010.

The increase in mortgage loans held-in-portfolio of the BPPR reportable segment from December 31, 2010 to 2011 approximated $1.0 billion. Mortgage loans held-in-portfolio declined $46 million at the BPNA reportable segment, mainly due to the run-off of the legacy portfolio of non-conventional mortgage loans. The increase in mortgage loans held-in-portfolio from December 31, 2010 to the same date in 2011 was principally related to two large whole loan purchases from a Puerto Rico financial institution that involved approximately $518 million in unpaid principal balance of performing residential mortgage loans. Also, the increase in the mortgage loan portfolio was due to higher volume of non-conforming residential mortgage loans originated from residential projects financed by BPPR and to loans repurchased under credit recourse arrangements in the Puerto Rico operations. The latter are generally put thorough the Corporation’s loss mitigation programs once repurchased.

45     POPULAR, INC. 2011 ANNUAL REPORT

The decrease in mortgage loans held-for-sale from December 31, 2010 to December 31, 2011 was principally at the BPNA reportable segment by $198 million due to the sale of the non-conventional mortgage loans during 2011 and at the BPPR reportable segment by $122 million due to loans securitized into mortgage-backed securities.

The mortgage loan portfolio at December 31, 2010, including held-in-portfolio and held-for-sale loans, increased $254 million from December 31, 2009. The BPPR reportable segment showed an increase of $646 million, while the BPNA reportable segment experienced a reduction of $392 million. The Corporation’s mortgage loan origination subsidiary in Puerto Rico, Popular Mortgage, continued its efforts to originate loans despite the weak economic conditions in the Island. The increased origination volumes were prompted by the Puerto Rico government housing-incentive law that put into effect temporary measures that seek to stimulate demand for housing. The reduction at BPNA resulted principally from the discontinuance of the non-conventional mortgage loan origination business and a higher volume of net charge-offs in the non-conventional mortgage loan portfolio.

The decrease in consumer loans held-in-portfolio from December 31, 2010 to December 31, 2011 of $32 million was mostly related to the BPNA reportable segment which experienced a decline of $105 million, mainly due to runoff of the portfolio at exited lines of business, including E-LOAN. There was an increase in the BPPR reportable segment of $73 million mostly in credit cards due to the portfolio acquired, partially offset by lower volume of personal loans.

The decrease in the total consumer loan portfolio from December 31, 2009 to December 31, 2010 of approximately $340 million was mostly reflected in personal and auto loans in Puerto Rico and home equity lines of credit and closed-end second mortgages in E-LOAN. Net charge-offs in the consumer loan portfolio amounted to $214 million for the twelve months ended December 31, 2010.

Covered loans were initially recorded at fair value. Their carrying value approximated $4.3 billion at December 31, 2011, of which approximately 58% pertained to commercial loans, 12% to construction loans, 27% to mortgage loans and 3% to consumer loans. Note 10 to the consolidated financial statements presents the carrying amount of the covered loans broken down by major loan type categories and the activity in the carrying amounts of loans accounted for pursuant to ASC 310-30. A substantial amount of the covered loans, or approximately $4.0 billion of their carrying value at December 31, 2011, was accounted for under ASC Subtopic 310-30. The reduction was principally the result of loan collections, offset by the accretion on the loans which increases their carrying value.

FDIC loss share asset

As indicated in the Critical Accounting Policies / Estimates section of this MD&A, the Corporation recorded the FDIC loss share asset, measured separately from the covered loans, as part of the Westernbank FDIC-assisted transaction. Based on the accounting guidance in ASC Topic 805, at each reporting date subsequent to the initial recording of the indemnification asset, the Corporation measures the indemnification asset on the same basis as the covered loans and assesses its collectability.

The amount to be ultimately collected for the indemnification asset is dependent upon the performance of the underlying covered assets, the passage of time, claims submitted to the FDIC and the Corporation’s compliance with the terms of the loss sharing agreements. Refer to Note 12 to the consolidated financial statements for additional information on the FDIC loss share agreements.

Table 12 sets forth the activity in the FDIC loss share asset for the years ended December 31, 2011 and 2010.

Table 12 - Activity of Loss Share Asset

(In thousands)	2011	2010

Balance at beginning of year	$2,410,219	$-
FDIC loss share indemnification asset recorded at business combination	-	2,425,929
(Amortization) accretion of loss share indemnification asset, net	(10,855)	73,487
Credit impairment losses to be covered under loss sharing agreements	110,457	-
Decrease due to reciprocal accounting on the discount accretion for loans and unfunded commitments accounted for under ASC Subtopic 310-20	(33,221)	(95,383)
Payments received from FDIC under loss sharing agreements	(561,111)	-
Other adjustments attributable to FDIC loss sharing agreements	(361)	6,186

Balance at December 31	$1,915,128	$2,410,219

Other assets

Table 13 provides a breakdown of the principal categories that comprise the caption of “Other assets” in the consolidated statements of financial condition at December 31, 2011 and 2010.

Table 13 - Table - Other Assets

(In thousands)	2011	2010	Change
Net deferred tax assets (net of valuation allowance)	$429,691	$388,466	$41,225
Investments under the equity method	313,152	299,185	13,967
Bank-owned life insurance program	238,077	237,997	80
Prepaid FDIC insurance assessment	58,082	147,513	(89,431)
Other prepaid expenses	77,335	75,149	2,186
Derivative assets	61,886	72,510	(10,624)
Securities sold not yet delivered	69,535	23,055	46,480
Others	214,635	206,012	8,623
Total other assets	$1,462,393	$1,449,887	$12,506

The increase in other assets from December 31, 2010 to December 31, 2011 was principally due to securities sold not yet delivered. This included mortgage-backed securities sold in December 2011 (trade date), but that settled in January 2012. Also, there were higher deferred tax assets when compared with December 31, 2010. Refer to Note 37 to the consolidated financial statements for a table presenting the composition of the Corporation’s net deferred tax assets. The increase in the investments accounted for under the equity method was related to the 24.9% investment in the joint venture described earlier that was created as part of the commercial and construction loan sale. These increases were partially offset by a reduction in the prepaid FDIC insurance assessment due to amortization.

The increase in other assets from December 31, 2009 to December 31, 2010 of $125 million was primarily due to the 49% ownership interest in EVERTEC, which was accounted for as an investment under the equity method at December 31, 2010 and amounted to $197 million as of such date. This increase was partially offset by reductions in the prepaid FDIC insurance assessment by $59 million due to amortization and in other prepaid expenses by $56 million, principally in software packages due to the sale of the processing and technology business.

Deposits and Borrowings

The composition of the Corporation’s financing to total assets at December 31, 2011 and December 31, 2010 is included in Table 14.

Table 14 - Financing to Total Assets

				% of total assets
	December 31,	December 31,		December 31,	December 31,
(In millions)	2011	2010	% increase (decrease)	2011	2010
Non-interest bearing deposits	$5,655	$4,939	14.5%	15.1%	12.7%
Interest-bearing core deposits	15,689	15,637	0.3	42.0	40.3
Other interest-bearing deposits	6,597	6,186	6.6	17.7	15.9
Repurchase agreements	2,141	2,413	(11.3)	5.7	6.2
Other short-term borrowings	296	364	(18.7)	0.8	0.9
Notes payable	1,856	4,170	(55.5)	5.0	10.8
Others	1,195	1,305	(8.4)	3.2	3.4
Stockholders’ equity	3,919	3,801	3.1	10.5	9.8

47     POPULAR, INC. 2011 ANNUAL REPORT

Deposits

A breakdown of the Corporation’s deposits at period-end is included in Table 15.

Table 15 - Deposits Ending Balances

(In thousands)	2011	2010	2009	2008	2007
Demand deposits [1]	$6,256,530	$5,501,430	$5,066,282	$4,849,387	$5,115,875
Savings, NOW and money market deposits (non-brokered)	10,762,869	10,371,580	9,635,347	9,554,866	9,804,605
Savings, NOW and money market deposits (brokered)	212,688	-	-	64,711	-
Time deposits (non-brokered)	7,552,434	8,594,759	8,513,854	10,123,845	10,297,724
Time deposits (brokered CDs)	3,157,606	2,294,431	2,709,411	2,957,396	3,116,274
Total deposits	$27,942,127	$26,762,200	$25,924,894	$27,550,205	$28,334,478

[1] Includes interest and non-interest bearing demand deposits.

The increase in demand deposits from December 31, 2010 to December 31, 2011 was principally related to higher balance of deposits in trust by $618 million. These deposits were of a short-term nature and were mostly associated with certain Puerto Rico government bond issuances. The increase in savings, NOW and money market deposits was related to the BPPR reportable segment and included higher balances on retail, commercial, and wealth management accounts. Brokered deposits increased at BPPR during 2011. Approximately $300 million of such increase was directed towards funding the full repayment of the outstanding balance of the note issued to the FDIC in December 2011. Following the repayment of the FDIC note, the use of brokered deposits is anticipated to fall. Brokered deposits provide an alternate funding source at lower interest rates than other time deposits.

When comparing total deposits at December 31, 2010 and 2009, demand, savings and time deposits increased mostly as a result of the deposits assumed in the Westernbank FDIC-assisted transaction. The increase in time deposits was partially offset by a reduction in the BPNA reportable segment, mainly due to reduced levels of individual certificates of deposit and lower deposits gathered through E-LOAN’s internet platform, the effect of the reduction in the pricing of these deposits and strategic actions taken that reduced BPNA’s asset base considerably due to portfolio runoffs.

Borrowings

The Corporation’s borrowings amounted to $4.3 billion at December 31, 2011, compared with $6.9 billion at December 31, 2010 and $5.3 billion at December 31, 2009. The decrease in borrowings from December 31, 2010 to the same date in 2011 was mostly due to the full repayment of the note issued to the FDIC which at December 31, 2010 amounted to $2.5 billion. There were no prepayment penalties on the prepayment of the note. Refer to Notes 18, 19 and 20 to the consolidated financial statements for detailed information on the Corporation’s borrowings at December 31, 2011 and December 31, 2010. Also, refer to the Liquidity section in this MD&A for additional information on the Corporation’s funding sources.

The increase in borrowings from the end of 2009 to December 31, 2010 was related to the note issued to the FDIC as a result of the FDIC-assisted transaction, partially offset by a decrease in FHLB advances, repurchase agreements, and term notes. During 2010, the Corporation prepaid certain FHLB advances and repurchased certain term notes in order to extinguish certain high-cost debt and benefit the Corporation’s cost of funds in the future.

Refer to the Off-Balance Sheet Arrangements and Other Commitments section in this MD&A for additional information on the Corporation’s contractual obligations at December 31, 2011.

Stockholders’ Equity

Stockholders’ equity totaled $3.9 billion at December 31, 2011, compared with $3.8 billion and $2.5 billion at December 31, 2010 and 2009, respectively. The increase from December 31, 2010 to the end of 2011 was principally due to earnings retention. The accumulated deficit was reduced by $135 million. Also, there was an increase in unrealized gains on investment securities available-for-sale, net of tax, of $43 million. These favorable variances were partially offset by an increase in the underfunding of the pension and postretirement health care benefit plans, net of tax, of $86 million due to actuarial losses due to the reduction in the assumed discount rate as explained in the Critical Accounting Policies / Estimates section. The change in the underfunding of the pension and postretirement health care benefit plans does not impact the regulatory capital ratios. Refer to the consolidated statements of financial condition and of stockholders’ equity for information on the composition of stockholders’ equity. Also, the disclosures of accumulated other comprehensive income (loss), an integral component of stockholders’ equity, are included in the consolidated statements of comprehensive income (loss).

The increase in stockholder’s equity from December 31, 2009 to December 31, 2010 was principally derived from a common stock issuance during the second quarter of 2010. In the context of positioning the Corporation to participate in an FDIC-assisted transaction in Puerto Rico, during the second quarter of 2010, the Corporation enhanced its capital position with an offering of equity whereby it raised $1.15 billion of new common equity capital.

REGULATORY CAPITAL

Table 16 presents the Corporation’s capital adequacy information for the years 2007 through 2011. Note 24 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements, including the regulatory capital ratios of its depository institutions, BPPR and BPNA. The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations.

Table 16 - Capital Adequacy Data

	At December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Risk-based capital:
Tier I capital	$3,899,593	$3,733,776	$2,563,915	$3,272,375	$3,361,132
Supplementary (Tier II) capital	312,477	328,522	346,527	384,975	417,132
Total capital	$4,212,070	$4,062,298	$2,910,442	$3,657,350	$3,778,264
Risk-weighted assets:
Balance sheet items	$21,775,369	$22,621,779	$23,182,230	$26,838,542	$30,294,418
Off-balance sheet items	2,638,954	3,099,186	2,964,649	3,431,217	2,915,345
Total risk-weighted assets	$24,414,323	$25,720,965	$26,146,879	$30,269,759	$33,209,763
Ratios:
Tier I capital (minimum required – 4.00%)	15.97%	14.52%	9.81%	10.81%	10.12%
Total capital (minimum required – 8.00%)	17.25	15.79	11.13	12.08	11.38
Leverage ratio [1]	10.90	9.70	7.50	8.46	7.33
Equity to assets	9.81	8.49	7.80	8.21	8.20
Tangible equity to assets	8.10	6.77	6.12	6.64	6.64
Equity to loans	14.57	12.62	11.48	12.14	11.79
Internal capital generation rate [2]	3.95	4.21	(21.88)	(42.11)	(6.61)

[1] All banks are required to have minimum Tier 1 Leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

[2] Internal capital generation rate is defined as the rate at which a bank generates equity capital, computed by dividing net income (loss) less dividends by the average balance of stockholders’ equity for a given accounting period.

To meet minimum adequately-capitalized regulatory requirements, an institution must maintain a Tier 1 Capital ratio of 4% and a Total Capital ratio of 8%. A “well-capitalized” institution must generally maintain capital ratios 200 basis points higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a Tier 1 Leverage ratio, defined as Tier 1 Capital divided by adjusted quarterly average total assets, after certain adjustments. “Well capitalized” bank holding companies must have a minimum Tier 1 Leverage ratio of 5%. The Corporation’s ratios presented in Table 16 show that the Corporation was “well capitalized” for regulatory purposes, the highest classification, for all years presented. BPPR and BPNA were also well-capitalized for all years presented.

During 2010, the Corporation made capital contributions amounting to $745 million to its banking subsidiary BPNA to maintain BPNA’s capital ratios at well-capitalized levels. No contributions were made during 2011.

The improvement in the Corporation’s regulatory capital ratios from December 31, 2010 to December 31, 2011 was principally due to a reduction on assets, changes in balance sheet composition including the increase in lower risk-assets such as mortgage loans, higher net deferred tax asset included without limitation and internal capital generation.

49     POPULAR, INC. 2011 ANNUAL REPORT

In accordance with the Federal Reserve Board guidance, the trust preferred securities represent restricted core capital elements and qualify as Tier 1 capital, subject to certain quantitative limits. The aggregate amount of restricted core capital elements that may be included in the Tier 1 capital of a banking organization must not exceed 25% of the sum of all core capital elements (including cumulative perpetual preferred stock and trust preferred securities). At December 31, 2011 and December 31, 2010, the Corporation’s restricted core capital elements did not exceed the 25% limitation. Thus, all trust preferred securities were allowed as Tier 1 capital. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital, subject to further limitations. Effective March 31, 2011, the Federal Reserve Board revised the quantitative limit which would limit restricted core capital elements included in the Tier 1 capital of a bank holding company to 25% of the sum of core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. Furthermore, the Dodd-Frank Act, enacted in July 2010, has a provision to effectively phase-out the use of trust preferred securities issued before May 19, 2010 as Tier 1 capital over a 3-year period commencing on January 1, 2013. Trust preferred securities issued on or after May 19, 2010 no longer qualify as Tier 1 capital. At December 31, 2011, the Corporation had $427 million in trust preferred securities (capital securities) that are subject to the phase-out. The Corporation has not issued any trust preferred securities since May 19, 2010. At December 31, 2011, the remaining $935 million in trust preferred securities corresponded to capital securities issued to the U.S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008. The Dodd-Frank Act includes an exemption from the phase-out provision that applies to these capital securities.

The Corporation’s tangible common equity to tangible assets ratio was 8.62% at December 31, 2011 and 7.99% at December 31, 2010. The Corporation’s Tier 1 common equity to risk-weighted assets ratio was 12.10% at December 31, 2011, compared with 10.94% at December 31, 2010.

The tangible common equity ratio and tangible book value per common share, which are presented in the table that follows, are non-GAAP measures. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders' equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Table 17 provides a reconciliation of total stockholders’ equity to tangible common equity and total assets to tangible assets at December 31, 2011 and December 31, 2010.

Table 17 - Reconciliation Tangible Common Equity and Assets

(In thousands, except share or per share information)	2011	2010
Total stockholders’ equity	$3,918,753	$3,800,531
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(648,350)	(647,387)
Less: Other intangibles	(63,954)	(58,696)
Total tangible common equity	$3,156,289	$3,044,288
Total assets	$37,348,432	$38,814,998
Less: Goodwill	(648,350)	(647,387)
Less: Other intangibles	(63,954)	(58,696)
Total tangible assets	$36,636,128	$38,108,915
Tangible common equity to tangible assets	8.62%	7.99%
Common shares outstanding at end of period	1,025,904,567	1,022,727,802
Tangible book value per common share	$3.08	$2.98

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

51     POPULAR, INC. 2011 ANNUAL REPORT

Table 18 reconciles the Corporation’s total common stockholders’ equity (GAAP) to Tier 1 common equity as defined by the Federal Reserve Board, FDIC and other bank regulatory agencies (non-GAAP).

Table 18 - Reconciliation Tier 1 Common Equity

	At December 31,
(In thousands)	2011	2010
Common stockholders’ equity	$3,868,593	$3,750,371
Less: Unrealized gains on available-for-sale securities, net of tax[1]	(203,078)	(159,700)
Less: Disallowed deferred tax assets[2]	(249,325)	(231,475)
Less: Intangible assets:
Goodwill	(648,350)	(647,387)
Other disallowed intangibles	(29,655)	(26,749)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,189)	(1,538)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges[3]	216,798	129,511
Total Tier 1 common equity	$2,953,794	$2,813,033

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

[2] Approximately $150 million of the Corporation’s $430 million of net deferred tax assets at December 31, 2011 ($144 million and $388 million, respectively, at December 31, 2010), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $249 million of such assets at December 31, 2011 ($231 million at December 31, 2010) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $31 million of the Corporation’s other net deferred tax assets at December 31, 2011 ($13 million at December 31, 2010) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

[3] The Federal Reserve Board has granted interim capital relief for the impact of pension liability adjustment.

OFF-BALANCE SHEET ARRANGEMENTS AND OTHER COMMITMENTS

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

Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2011, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases the Corporation has committed to contracts that may extend for several years to secure favorable pricing concessions.

As previously indicated, the Corporation also enters into derivative contracts under which it is required either to receive or pay cash, depending on changes in interest rates. These contracts are carried at fair value on the consolidated statements of financial condition with the fair value representing the net present value of the expected future cash receipts and payments based on market rates of interest as of the statement of condition date. The fair value of the contract changes daily as interest rates change. The Corporation may also be required to post additional collateral on margin calls on the derivatives and repurchase transactions.

At December 31, 2011, the aggregate contractual cash obligations, including purchase obligations and borrowings, by maturities, are presented in Table 19.

Table 19 - Contractual Obligations

	Payments Due by Period

	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years		Total
(In millions)

Certificates of deposits	$6,874	$2,433	$1,333	$70		$10,710
Repurchase agreements	1,049	350	627	115		2,141
Other short-term borrowings	296	-	-	-		296
Long-term debt	214	286	346	985 [	1]	1,831
Purchase obligations	54	32	9	1		96
Annual rental commitments under operating leases	41	76	67	193		377
Capital leases	1	2	2	20		25

Total contractual cash obligations	$8,529	$3,179	$2,384	$1,384		$15,476

[1] Includes junior subordinated debentures with an aggregate liquidation amount of $936 million, net of $466 million discount. These junior subordinated debentures are perpetual (no stated maturity).

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

At December 31, 2011, the Corporation’s liability on its pension, restoration and postretirement benefit plans amounted to $344 million, compared with $333 million at December 31, 2010. During 2012, the Corporation’s expected contributions to the pension and benefit restoration plans are minimal, while the expected contributions to the postretirement benefit plan to fund current benefit payment requirements are estimated at $7.5 million. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 34 to the consolidated financial statements for further information on these plans. Management believes that the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition. The BPPR’s non-contributory defined pension and benefit restoration plans are frozen with regards to all future benefit accruals.

At December 31, 2011, the liability for uncertain tax positions was $19.5 million, compared with $26.3 million as of the end of 2010. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty. Under the statute of limitations, the liability for uncertain tax positions expires as follows: 2012 - $7.7 million, 2013 - $5.6 million, 2014 - $2.6 million, 2015 - $2.1 million, and 2016 - $1.5 million. As a result of examinations, the Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $11 million.

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

53     POPULAR, INC. 2011 ANNUAL REPORT

The following table presents the contractual amounts related to the Corporation’s off-balance sheet lending and other activities at December 31, 2011:

Table 20 - Off-Balance Sheet Lending and Other Activities

		Amount of Commitment - Expiration Period

		2013 -	2015 -	2017 -
(In millions)	2012	2014	2016	thereafter	Total

Commitments to extend credit	$5,426	$223	$436	$146	$6,231
Commercial letters of credit	12	-	-	-	12
Standby letters of credit	120	2	-	3	125
Commitments to originate mortgage loans	44	9	-	-	53
Unfunded investment obligations	1	9	-	-	10

Total	$5,603	$243	$436	$149	$6,431

Guarantees Associated with Loans Sold / Serviced

At December 31, 2011, the Corporation serviced $3.5 billion in residential mortgage loans subject to lifetime credit recourse provisions, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs, compared with $4.0 billion at December 31, 2010. The Corporation has not sold any mortgage loans subject to credit recourse during 2010 and 2011.

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

In the case of Puerto Rico, most claims are settled by repurchases of delinquent loans, the majority of which are greater than 90 days past due. The average time period to prepare an initial response to a repurchase request is from 30 to 120 days from the initial written notice depending on the type of the repurchase request. Failure by the Corporation to respond to a request for repurchase on a timely basis could result in a deterioration of the seller/servicer relationship and the seller/servicer’s overall standing. In certain instances, investors could require additional collateral to ensure compliance with the servicer’s repurchase obligation or cancel the seller/servicer license and exercise their rights to transfer the servicing to an eligible seller/servicer.

The following table presents the delinquency status of the residential mortgage loans serviced by the Corporation that are subject to lifetime credit recourse provisions at December 31, 2011 and December 31, 2010.

Table 21 - Delinquency of Residential Mortgage Loans Subject to Lifetime Credit Recourse

(In thousands)	2011	2010
Total portfolio	$3,456,933	$3,981,915
Days past due:
30 days and over	$500,524	$651,204
90 days and over	$215,597	$314,031
As a percentage of total portfolio:
30 days past due or more	14.48%	16.35%
90 days past due or more	6.24%	7.89%

During the year ended December 31, 2011, the Corporation repurchased approximately $241 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (December 31, 2010 - $121 million). There are no particular loan characteristics, such as loan vintages, loan type, loan-to-value ratio, or other criteria, that denote any specific trend or a concentration of repurchases in any particular segment. Based on historical repurchase experience, the loan delinquency status is the main factor which causes the repurchase request. The current economic situation has forced the investors to take a closer review at loan performance and recourse triggers, thus causing an increase in loan repurchases.

At December 31, 2011, there were 19 outstanding unresolved claims related to the recourse portfolio with a principal balance outstanding of $2.1 million, compared with 27 and $2 million, respectively, at December 31, 2010. All the outstanding unresolved claims pertained to FNMA and FHLMC.

At December 31, 2011, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $59 million, compared with $54 million at December 31, 2010.

The following table presents the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of financial condition for the years ended December 31, 2011 and 2010.

Table 22 - Changes in Liability of Estimated Losses from Credit Recourse Agreements

(In thousands)	2011	2010
Balance as of beginning of period	$53,729	$15,584
Additions for new sales	-	-
Provision for recourse liability	43,828	53,979
Net charge-offs / terminations	(38,898)	(15,834)
Balance as of end of period	$58,659	$53,729

The decrease of $10.2 million in the provision for credit recourse liability experienced for the year ended December 31, 2011, when compared to 2010, was mainly driven by the following factors: (1) the improvement of the probability of default (PD) component which decreased by 90 basis points, prompted by an improvement in the credit quality of mortgage loans subject to credit recourse provisions, and (2) the improvement in the constant prepayments rates (CPR), resulting from the current behavior of the market interest rate scenario.

The estimated losses to be absorbed under the credit recourse arrangements are recorded as a liability when the loans are sold and are updated by accruing or reversing expense (categorized in the line item “adjustments (expense) to indemnity reserves on loans sold” in the consolidated statements of operations) throughout the life of the loan, as necessary, when additional relevant information becomes available. The methodology used to estimate the recourse liability is a function of the recourse arrangements given and considers a variety of factors, which include actual defaults and historical loss experience, foreclosure rate, estimated

55     POPULAR, INC. 2011 ANNUAL REPORT

future defaults and the probability that a loan would be delinquent. Statistical methods are used to estimate the recourse liability. Expected loss rates are applied to different loan segmentations. The expected loss, which represents the amount expected to be lost on a given loan, considers the probability of default and loss severity. The probability of default represents the probability that a loan in good standing would become 90 days delinquent within the following twelve-month period. Regression analysis quantifies the relationship between the default event and loan-specific characteristics, including credit scores, loan-to-value ratios and loan aging, among others.

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or are sold directly to FNMA or other private investors for cash. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses and bear any subsequent loss related to the loans. Repurchases under representation and warranty arrangements in which the Corporation’s Puerto Rico banking subsidiaries were obligated to repurchase the loans amounted to $22 million in unpaid principal balance with losses amounting to $2.5 million for the year ended December 31, 2011. A substantial amount of these loans reinstate to performing status or have mortgage insurance, and thus the ultimate losses on the loans are not deemed significant.

During the quarter ended June 30, 2011, the Corporation’s banking subsidiary, BPPR, reached an agreement (the “June 2011 agreement”) with the FDIC, as receiver for a local Puerto Rico institution, and the financial institution with respect to a loan servicing portfolio that BPPR services since 2008, related to FHLMC and GNMA pools. The loans were originated and sold by the financial institution and the servicing rights were transferred to BPPR in 2008. As part of the 2008 servicing agreement, the financial institution was required to repurchase from BPPR any loans that BPPR, as servicer, was required to repurchase from the investors under representation and warranty obligations. As part of the June 2011 agreement, the Corporation received $15 million to discharge the financial institution from any repurchase obligation and other claims over the serviced portfolio of approximately $3.5 billion at December 31, 2011. The Corporation recorded a representation and warranty reserve for the amount of the proceeds received from the third-party financial institution. At December 31, 2011, this reserve amounted to $8.5 million. The reduction was principally the result of refinement in reserve estimates based on historical claims and loss expectations.

Servicing agreements relating to the mortgage-backed securities programs of FNMA and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2011, the Corporation serviced $17.3 billion in mortgage loans for third-parties, including the loans serviced with credit recourse, compared with $18.4 billion at December 31, 2010. The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantees programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2011, the outstanding balance of funds advanced by the Corporation under such mortgage loan servicing agreements was approximately $32 million, compared with $24 million at December 31, 2010. To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

At December 31, 2011, the Corporation has reserves for customary representations and warranties related to loans sold by its U.S. subsidiary E-LOAN prior to 2009. Loans had been sold to investors on a servicing released basis subject to certain representations and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation made certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not correct, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. At December 31, 2011 and December 31, 2010, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $11 million and $31 million, respectively. E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities in 2008.

On a quarterly basis, the Corporation reassesses its estimate for expected losses associated to E-LOAN’s customary representation and warranty arrangements. The analysis incorporates expectations on future disbursements based on quarterly repurchases and make-whole events. The analysis also considers factors such as the average length of time between the loan’s funding date and the loan repurchase date, as observed in the historical loan data. The liability is estimated as follows: (1) three year average of disbursement amounts (two year historical and one year projected) are used to calculate an average quarterly amount; (2) the quarterly average is annualized and multiplied by the repurchase distance, which currently averages approximately three years, to determine a liability amount; and (3) the calculated reserve is compared to current claims and disbursements to evaluate adequacy. The Corporation’s success rate in clearing the claims in full or negotiating lesser payouts has been fairly consistent. On average, the Corporation avoided paying on 51% of claimed amounts during the 24-month period ended December 31, 2011 (52% during the 24-month period ended December 31, 2010). On the remaining 49% of claimed amounts, the Corporation either repurchased the balance in full or negotiated settlements. For the accounts where the Corporation settled, it averaged paying 59% of claimed amounts during the 24-month period ended December 31, 2011 (62% during the 24-month period ended December 31, 2010). In total, during the 24-month period ended December 31, 2011, the Corporation paid an average of 33% of claimed amounts (24-month period ended December 31, 2010 – 34%).

E-LOAN’s outstanding unresolved claims related to representation and warranty obligations from mortgage loan sales prior to 2009 at December 31, 2011 and December 31, 2010 are presented in the table below.

Table 23 - E-LOAN's Outstanding Unresolved Claims from Mortgage Loan Sales

(In thousands)	2011	2010
By Counterparty
GSEs	$432	$805
Whole loan and private-label securitization investors	360	4,652
Total outstanding claims by counterparty	$792	$5,457

By Product Type
1st lien (Prime loans)	$792	$5,403
2nd lien (Prime loans)	-	54
Total outstanding claims by product type	$792	$5,457

The outstanding claims balance from private-label investors is comprised of one counterparty at December 31, 2011 and three different counterparties at December 31, 2010.

In the case of E-LOAN, the Corporation indemnifies the lender, repurchases the loan, or settles the claim, generally for less than the full amount. Each repurchase case is different and each lender / servicer has different requirements. The large majority of the loans repurchased have been greater than 90 days past due at the time of repurchase and are included in the Corporation’s non-performing loans. During the year ended December 31, 2011, charge-offs recorded by E-LOAN against this representation and warranty reserve associated with loan repurchases, indemnification or make-whole events and settlement / closure of certain agreements with counterparties to reduce the exposure to future claims were minimal. Make-whole events are typically defaulted cases in which the investor attempts to recover by collateral or guarantees, and the seller is obligated to cover any impaired or unrecovered portion of the loan. Historically, claims have been predominantly for first mortgage agency loans and principally consist of underwriting errors related to undisclosed debt or missing documentation. The table that follows presents the changes in the Corporation’s liability for estimated losses associated with customary representations and warranties related to loans sold by E-LOAN, included in the consolidated statement of financial condition for the years ended December 31, 2011 and 2010.

Table 24 - Changes in Liability for Estimated Losses Related to Loans Sold by E-LOAN

(In thousands)	2011	2010
Balance as of beginning of period	$30,659	$33,294
Additions for new sales	-	-
(Credit) provision for representation and warranties	(4,936)	18,594
Net charge-offs / terminations	(2,198)	(12,229)
Other - settlements paid	(12,900)	(9,000)
Balance as of end of period	$10,625	$30,659

57     POPULAR, INC. 2011 ANNUAL REPORT

During 2008, the Corporation provided indemnification for the breach of certain representations or warranties in connection with certain sales of assets by the discontinued operations of Popular Financial Holding’s (“PFH”). The sales were on a non-credit recourse basis. At December 31, 2011, the agreements primarily include indemnification for breaches of certain key representations and warranties, some of which expire within a definite time period; others survive until the expiration of the applicable statute of limitations, and others do not expire. Certain of the indemnification obligations are subject to a cap or maximum aggregate liability defined as a percentage of the purchase price. The indemnification agreements outstanding at December 31, 2011 are related principally to make-whole arrangements. At December 31, 2011, the Corporation’s reserve related to PFH’s indemnity arrangements amounted to $1 million, compared with $8 million at December 31, 2010, and is included as other liabilities in the consolidated statement of financial condition. The reserve balance at December 31, 2011 contemplates historical indemnity payments. Popular, Inc. and Popular North America have agreed to guarantee certain obligations of PFH with respect to the indemnification obligations. The following table presents the changes in the Corporation’s liability for estimated losses associated to loans sold by the discontinued operations of PFH, included in the consolidated statement of financial condition for the years ended December 31, 2011 and 2010.

Table 25 - Changes in Liability for Estimated Losses Related to Loans Sold by Discontinued Operations

(In thousands)	2011	2010
Balance as of beginning of period	$8,058	$9,405
Additions for new sales	-	-
Provision for representation and warranties	-	911
Net charge-offs / terminations	(292)	(1,678)
Other - settlements paid	(6,682)	(580)
Balance as of end of period	$1,084	$8,058

PIHC fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries amounting to $0.7 billion at December 31, 2011 (December 31, 2010 - $0.6 billion). In addition, at December 31, 2011 and December 31, 2010, PIHC fully and unconditionally guaranteed on a subordinated basis $1.4 billion of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 21 to the consolidated financial statements for further information on the trust preferred securities.

The Corporation is a defendant in a number of legal proceedings arising in the ordinary course of business as described in Note 27 to the consolidated financial statements.

RISK MANAGEMENT

Managing risk is an essential component of the Corporation’s business. Risk identification and monitoring are key elements in overall risk management. The following principal risks, which have been incorporated into the Corporation’s risk management program, include:

•

Credit Risk – Potential for default or loss resulting from an obligor’s failure to meet the terms of any contract with the Corporation or any of its subsidiaries, or failure otherwise to perform as agreed. Credit risk arises from all activities where success depends on counterparty, issuer, or borrower performance.

•

Interest Rate Risk (“IRR”) – Interest rate risk is the risk to earnings or capital arising from changes in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows (repricing risk); from changing rate relationships among different yield curves affecting bank lending and borrowing activities (basis risk); from changing rate relationships across the spectrum of maturities (yield curve risk); and from interest related options embedded in bank products (options risk).

•

Market Risk – Potential for loss resulting from changes in market prices of the assets or liabilities in the Corporation’s or in any of its subsidiaries’ portfolios. Market prices may change as a result of changes in rates, credit and liquidity for the product or general economic conditions.

•

Liquidity Risk – Potential for loss resulting from the Corporation or its subsidiaries not being able to meet their financial obligations when they come due. This could be a result of market conditions, the ability of the Corporation to liquidate assets or manage or diversify various funding sources. This risk also encompasses the possibility that an instrument cannot be closed out or sold at its economic value, which might be a result of stress in the market or in a specific security type given its credit, volume and maturity.

•	Operational Risk – This risk is the possibility that inadequate or failed systems and internal controls or procedures, human error, fraud or external influences such as disasters, can cause losses.

•	Compliance Risk and Legal Risk – Potential for loss resulting from violations of or non-conformance with laws, rules, regulations, prescribed practices, existing contracts or ethical standards.

•

Strategic Risk – Potential for loss arising from adverse business decisions or improper implementation of business decisions. Also, it incorporates how management analyzes external factors that impact the strategic direction of the Corporation.

•	Reputational Risk – Potential for loss arising from negative public opinion.

The Corporation’s Board of Directors (the “Board”) has established a Risk Management Committee (“RMC”) to undertake the responsibilities of overseeing and approving the Corporation’s Risk Management Program, as well as the Corporation’s Capital Plan. The Capital Plan is a plan to maintain sufficient regulatory capital at the Corporation, BPPR and BPNA, which considers current and future regulatory capital requirements, expected future profitability and credit trends and, at least, two macroeconomic scenarios, including a base and stress scenario.

The RMC, as an oversight body, monitors and approves the overall business strategies, and corporate policies to identify, measure, monitor and control risks while maintaining the effectiveness and efficiency of the business and operational processes. As an approval body for the Corporation, the RMC reviews and approves relevant risk management policies and critical processes. Also, it periodically reports to the Board about its activities.

The Board and RMC have delegated to the Corporation’s management the implementation of the risk management processes. This implementation is split into two separate but coordinated efforts that include (i) business and / or operational units who identify, manage and control the risks resulting from their activities, and (ii) a Risk Management Group (“RMG”). In general, the RMG is mandated with responsibilities such as assessing and reporting to the Corporation’s management and RMC the risk positions of the Corporation; developing and implementing mechanisms, policies and procedures to identify, measure and monitor risks; implementing measurement mechanisms and infrastructure to achieve effective risk monitoring; developing and implementing the necessary management information and reporting mechanisms; and monitoring and testing the adequacy of the Corporation’s policies, strategies and guidelines.

The RMG is responsible for the overall coordination of risk management efforts throughout the Corporation and is composed of three reporting divisions: (i) Credit Risk Management, (ii) Compliance Management, and (iii) Financial and Operational Risk Management. The latter includes an Enterprise Risk Management function that facilitates, among other aspects, the identification and management of multiple and cross-enterprise risks.

Additionally, the Internal Auditing Division provides an independent assessment of the Corporation’s internal control structure and related systems and processes.

Moreover, management oversight of the Corporation’s risk-taking and risk management activities is conducted through management committees:

•

CRESCO (Credit Strategy Committee) – Manages the Corporation’s overall credit exposure and approves credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through this committee, management reviews asset quality ratios, trends and forecasts, problem loans, establishes the provision for loan losses and assesses the methodology and adequacy of the allowance for loan losses on a quarterly basis.

•

ALCO (Asset / Liability Management Committee) – Oversees and approves the policies and processes designed to ensure sound market risk and balance sheet strategies, including the interest rate, liquidity, investment and trading policies. The ALCO monitors the capital position and plan for the Corporation and approves all capital management strategies, including capital market transactions and capital distributions. The ALCO also monitors forecasted results and their impact on capital, liquidity, and net interest margin of the Corporation.

•

ORCO (Operational Risk Committee) – Monitors operational risk management activities to ensure the development and consistent application of operational risk policies, processes and procedures that measure, limit and manage the Corporation’s operational risks while maintaining the effectiveness and efficiency of the operating and businesses’ processes.

59     POPULAR, INC. 2011 ANNUAL REPORT

Market / Interest Rate Risk

The financial results and capital levels of the Corporation are constantly exposed to market, interest rate and liquidity risks. The ALCO and the Corporate Finance Group are responsible for planning and executing the Corporation’s market, interest rate risk, funding activities and strategy, and for implementing the policies and procedures approved by the RMC. In addition, the Financial and Operational Risk Management Division is responsible for the independent monitoring and reporting of adherence with established policies, and enhancing and strengthening controls surrounding interest, liquidity and market risk. The ALCO generally meets on a weekly basis and reviews the Corporation’s current and forecasted asset and liability levels as well as desired pricing strategies and other relevant topics. Also, on a monthly basis the ALCO reviews various interest rate risk sensitivity metrics, ratios and portfolio information, including but not limited to, the Corporation’s liquidity positions, projected sources and uses of funds, interest rate risk positions and economic conditions.

In general, 2011 was a year of modest growth for the U.S. economy. While Gross Domestic Product rose at a faster pace during the fourth quarter, in the previous three quarters it grew at a weak 1.2% rate. Higher oil prices and the supply-chain disruptions following the Japanese earthquake and tsunami were the primary reasons behind slower growth for the year. At the latter part of the year, an improvement in housing data occurred with housing starts and home sales showing some signs of stabilization as a consequence of lower mortgage rates. Recent government administration housing proposals, as well as renewed mortgage-backed securities purchases as part of the Federal Reserve monetary tools may be supportive of home price stability in 2012. Credit spreads, in general, widened during 2011 even for high-grade and government sponsored issuers as investors became risk averse amid various sovereign debt downgrades. U.S. Agency spreads also widened to historically wide levels versus Treasuries despite a large drop in net issuance and this trend may continue in 2012. Fiscal crisis in various European countries dominated the news headlines for a major part of the year. Most economists agree that European Sovereign debt issues continue to be the biggest economic risk globally even though it has not yet had much impact on U.S. growth.

In Puerto Rico, the Corporation’s main market, the economic contraction moderated during 2011 according to government data. A flat economy is expected in 2012 according to most economists, which is a significant improvement over the past years. Refer to the Geographic and Government Risk section in the MD&A for some economic indicators. Economic growth remains a challenge due to lack of job growth and a housing sector that remains under pressure, in spite of progress made by the government in addressing the budget deficit.

In 2011, the Federal Open Market Committee, which influences interest rates, maintained the interbank rates at the same levels of 2010 and continued its quantitative easing measures. These measures consisted, primarily, of buying longer-term treasury securities and reinvesting principal payments of its securities holdings in mortgage-backed securities in order to reduce long-term rates as well as support the mortgage markets.

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

Interest Rate Risk

The Corporation is subject to various categories of interest rate risk, including repricing, basis, yield curve and option risks. In addition, interest rates may have an indirect impact on loan demand, loan origination volume, the value of the Corporation’s investment securities holdings and other assets subject to market valuation, gains and losses on sales of securities and loans, the value of its mortgage servicing rights, the funded status of the retirement plans, and other sources of earnings. In limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives.

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

The Corporation’s ALCO utilizes various tools for the management of IRR, including simulation modeling, static gap analysis, and Economic Value of Equity. The three methodologies complement each other and are used jointly to assist in the evaluation of the Corporation’s IRR. In order to strengthen the Corporation’s long term view of IRR, the simulation modeling was applied to a longer period of five years versus the previous two year period.

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

The Corporation processes net interest income simulations under interest rate scenarios in which the yield curve is assumed to rise and decline gradually by the same amount. The rising rate scenarios considered in these market risk simulations reflect gradual parallel changes of 200 and 400 basis points during the twelve-month period ending December 31, 2012. Under a 200 basis points rising rate scenario, 2012 projected net interest income increases by $61.4 million, while under a 400 basis points rising rate scenario, 2012 projected net interest income increases by $105.7 million. These scenarios were compared against the Corporation’s flat or unchanged interest rates forecast scenario. Given the fact that at December 31, 2011, some market interest rates were close to zero, management has focused on measuring the risk on net interest income in rising rate scenarios. As disclosed in the 2010 Annual Report, the 2011 projected net interest income assuming gradual parallel changes during the twelve-month period ending December 31, 2011 under the 200 basis points simulation reflected net interest income increasing by $29.0 million, while the 400 basis points simulation resulted in an increase of $45.3 million.

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

Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. Static gap reports stratify all of the Corporation’s assets, liabilities and off-balance sheet positions according to the instrument’s maturity, repricing characteristics and optionality, assuming no new business. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Depending on the duration and repricing characteristics, changes in interest rates could either increase or decrease the level of net interest income. For any given period, the pricing structure of the assets and liabilities is generally matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest earning assets and interest bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity, which means that an increase in interest rates could have a positive effect on net interest income, while a decrease in interest rates could have a negative effect on net interest income. As shown in Table 26, at December 31, 2011, the Corporation’s one-year cumulative positive gap was $3.3 billion, or 10.26% of total earning assets. This compares with $2.0 billion or 5.93%, respectively, at December 31, 2010. The significant change in the one-year cumulative gap position is in part due to the repayment of the note issued to the FDIC during 2011. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures. They do not incorporate possible actions that could be taken to manage the Corporation’s IRR, nor do they capture the basis risks that might be included within that cumulative gap, given possible changes in the spreads between asset rates and the rates used to fund them.

61     POPULAR, INC. 2011 ANNUAL REPORT

Table 26 - Interest Rate Sensitivity

	At December 31, 2011

	By repricing dates

(Dollars in thousands)	0-30 days	Within 31 - 90 days	After three months but within six months	After six months but within nine months	After nine months but within one year	After one year but within two years	After two years	Non-interest bearing funds	Total

Assets:
Money market investments	$1,321,608	$54,266		$200	$100				$1,376,174
Investment and trading securities	401,635	434,394	$391,946	313,858	290,202	$1,020,663	$2,898,719		5,751,417
Loans	8,533,019	909,172	909,916	865,415	695,648	2,248,829	11,152,393		25,314,392
Other assets								$4,906,449	4,906,449

Total	10,256,262	1,397,832	1,301,862	1,179,473	985,950	3,269,492	14,051,112	4,906,449	37,348,432

Liabilities and stockholders’ equity:
Savings, NOW and money market and other interest bearing demand deposits	3,057,006	14			183	108	8,519,302		11,576,613
Certificates of deposit	1,468,902	1,892,571	1,808,067	1,255,914	725,850	1,787,138	1,771,598		10,710,040
Federal funds purchased and assets sold under agreements to repurchase	904,314	143,827		25,000		15,759	1,052,197		2,141,097
Other short-term borrowings	296,200								296,200
Notes payable	120	22,242	367	50,373	142,138	569,301	1,071,831		1,856,372
Non-interest bearing deposits								5,655,474	5,655,474
Other non-interest bearing liabilities								1,193,883	1,193,883
Stockholders’ equity								3,918,753	3,918,753

Total	$5,726,542	$2,058,654	$1,808,434	$1,331,287	$868,171	$2,372,306	$12,414,928	$10,768,110	$37,348,432

Interest rate sensitive gap	4,529,720	(660,822)	(506,572)	(151,814)	117,779	897,186	1,636,184	(5,861,661)
Cumulative interest rate sensitive gap	4,529,720	3,868,898	3,362,326	3,210,512	3,328,291	4,225,477	5,861,661
Cumulative interest rate sensitive gap to earning assets	13.96%	11.93%	10.36%	9.90%	10.26%	13.02%	18.07%

The Corporation estimates the sensitivity of economic value of equity (“EVE”) to changes in interest rates. EVE is equal to the estimated present value of the Corporation’s assets minus the estimated present value of the liabilities. This sensitivity analysis is a useful tool to measure long-term IRR because it captures the impact of up or down rate changes in expected cash flows, including principal and interest, from all future periods.

EVE sensitivity calculated using interest rate shock scenarios is estimated on a quarterly basis. The shock scenarios consist of +/- 200 basis points parallel shocks. Management has defined limits for the increases / decreases in EVE sensitivity resulting from the shock scenarios.

The Corporation maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in net interest income or market value that are caused by interest rate volatility. The market value of these derivatives is subject to interest rate fluctuations and counterparty credit risk adjustments which could have a positive or negative effect in the Corporation’s earnings.

The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third-party to repay debt obligations prior to maturity. Prepayment risk also could have a significant impact on the duration of mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten (or lower prepayments could extend) the weighted average life of these portfolios. Table 27, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions.

Table 27 - Maturity Distribution of Earning Assets

	At December 31, 2011
	Maturities
		After one year through five years		After five years
(In thousands)	One year or less	Fixed interest rates	Variable interest rates	Fixed interest rates	Variable interest rates	Total

Money market securities	$1,376,174					$1,376,174

Investment and trading securities	1,459,053	$2,000,615	$197,087	$1,793,067	$114,799	5,564,621

Loans:

Commercial	4,130,912	1,680,913	2,680,344	643,240	1,425,675	10,561,084

Construction	472,531	8,473	61,232	3,177	2,260	547,673

Lease financing	226,265	337,597	-	5	-	563,867

Consumer	1,891,695	1,110,050	368,199	103,565	200,246	3,673,755

Mortgage	1,443,507	1,781,960	134,785	2,016,670	242,388	5,619,310

Total non-covered loans	8,164,910	4,918,993	3,244,560	2,766,657	1,870,569	20,965,689

Covered loans under FDIC loss sharing agreements	1,912,069	449,308	700,250	451,329	835,747	4,348,703

	$12,912,206	$7,368,916	$4,141,897	$5,011,053	$2,821,115	$32,255,187

Note: Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation, are not included in this table. Loans held-for-sale have been allocated according to the expected sale date.

Covered loans

The Corporation’s total assets increased significantly from December 31, 2009 to December 31, 2010 primarily because of the acquired loans in the Westernbank FDIC-assisted transaction. The loans were initially recorded at estimated fair values. As expressed in the Critical Accounting Policies / Estimates section of this MD&A, most of the covered loans have an accretable yield. The accretable yield includes the future interest expected to be collected over the remaining life of the acquired loans and the purchase premium or discount. The remaining life includes the effects of estimated prepayments, expected credit losses and adjustments to market liquidity and prevailing interest rates at acquisition date. For covered loans accounted for under ASC Subtopic 310-30, the Corporation is required to periodically evaluate its estimate of cash flows expected to be collected. These evaluations, performed quarterly, require the continued usage of key assumptions and estimates. Management must apply judgment to develop its estimates of cash flows for those covered loans given the impact of home price and property value changes, changes in interest rates and loss severities and prepayment speeds. Decreases in the expected cash flows by pool will generally result in a charge to the provision for credit losses resulting in an increase to the allowance for loan losses, while increases in the expected cash flows of a pool will generally result in an increase in interest income over the remaining life of the loan, or pool of loans.

Trading

The Corporation engages in trading activities in the ordinary course of business at its subsidiaries, Popular Securities and Popular Mortgage. Popular Securities’ trading activities consist primarily of market-making activities to meet expected customers’ needs related to its retail brokerage business and purchases and sales of U.S. Government and government sponsored securities with the objective of realizing gains from expected short-term price movements. Popular Mortgage’s trading activities consist primarily of holding U.S. Government sponsored mortgage-backed securities classified as “trading” and hedging the related market risk with “TBA” (to-be-announced) market transactions. The objective is to derive spread income from the portfolio and not to benefit from short-term market movements. In addition, Popular Mortgage uses forward contracts or TBAs to hedge its securitization pipeline. Risks related to variations in interest rates and market volatility are hedged with TBAs that have characteristics similar to that of the forecasted security and its conversion timeline.

63     POPULAR, INC. 2011 ANNUAL REPORT

At December 31, 2011, the Corporation held for trading, securities with a fair value of $436 million, representing approximately 1% of the Corporation’s total assets, compared with $547 million and 1% a year earlier. Mortgage-backed securities represented 75% of the trading portfolio at December 31, 2011, compared with 90% at the end of 2010. The mortgage-backed securities are investment grade securities. Trading instruments are recognized at fair value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period earnings. The Corporation recognized net trading account profit of $5.9 million for the year ended December 31, 2011. Table 28 provides the composition of the trading portfolio at December 31, 2011 and 2010.

Table 28 - Trading Portfolio
	December 31, 2011		December 31, 2010
(Dollars in thousands)	Amount	Weighted Average Yield [1]	Amount	Weighted Average Yield [1]
Mortgage-backed securities	$325,205	4.56%	$493,044	4.87%
Collateralized mortgage obligations	3,545	4.69	3,515	4.75
Commercial paper	-	-	12,408	1.00
Puerto Rico and U.S. Government obligations	90,648	4.87	17,275	5.90
Interest-only strips	1,378	12.80	1,180	18.75
Other	15,555	4.32	19,291	5.06
Total	$436,331	4.64%	$546,713	4.85%

[1] Not on a taxable equivalent basis.

The Corporation’s trading activities are limited by internal policies. For each of the two subsidiaries, the market risk assumed under trading activities is measured by the 5-day net value-at-risk (“VAR”), with a confidence level of 99%. The VAR measures the maximum estimated loss that may occur over a 5-day holding period, given a 99% probability. Under the Corporation’s current policies, trading exposures cannot exceed 2% of the trading portfolio market value of each subsidiary, subject to a cap.

The Corporation’s trading portfolio had a 5-day VAR of approximately $2.0 million, assuming a confidence level of 99%, for the last week in December 2011. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates. Backtesting is performed to compare actual results against maximum estimated losses, in order to evaluate model and assumptions accuracy.

In the opinion of management, the size and composition of the trading portfolio does not represent a significant source of market risk for the Corporation.

Derivatives

Derivatives are used by the Corporation as part of its overall interest rate risk management strategy to minimize significant unexpected fluctuations in earnings and cash flows that are caused by fluctuations in interest rates. Derivative instruments that the Corporation may use include, among others, interest rate swaps, caps, floors, indexed options, and forward contracts. The Corporation does not use highly leveraged derivative instruments in its interest rate risk management strategy. The Corporation enters into interest rate swaps, interest rate caps and foreign exchange contracts for the benefit of commercial customers. Credit risk embedded in these transactions is reduced by requiring appropriate collateral from counterparties and entering into netting agreements whenever possible. All outstanding derivatives are recognized in the Corporation’s consolidated statement of financial condition at their fair value. Refer to Note 29 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities.

The Corporation’s derivative activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivative transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, fixed and variable interest rate hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2011, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.

Certain derivative contracts also present credit risk and liquidity risk because the counterparties may not comply with the terms of the contract, or the collateral obtained might be illiquid or become so. The Corporation controls credit risk through approvals, limits and monitoring procedures, and through master netting and collateral agreements whenever possible. Further, as applicable under the terms of the master agreements, the Corporation may obtain collateral, where appropriate, to reduce credit risk. The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2011, inclusion of the credit risk in the fair value of the derivatives resulted in a net loss of $0.6 million (2010 – net loss of $0.2 million; 2009 – net loss of $4.8 million), which consisted of a gain of $1.1 million (2010 – loss of $0.5 million; 2009 – loss of $6.8 million) resulting from the Corporation’s credit standing adjustment and a loss of $1.7 million (2010 – gain of $0.3 million; 2009 – gain of $2.0 million) from the assessment of the counterparties’ credit risk. At December 31, 2011, the Corporation had $72 million (2010 - $86 million) recognized for the right to reclaim cash collateral posted. On the other hand, the Corporation had $2 million recognized for the obligation to return cash collateral received at December 31, 2011 (2010 - $3 million).

The Corporation performs appropriate due diligence and monitors the financial condition of counterparties that represent a significant volume of credit exposure. Additionally, the Corporation has exposure limits to prevent any undue funding exposure.

Cash Flow Hedges

The Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives designated as cash flow hedges and that are linked to specified hedged assets and liabilities. The notional amount of derivatives designated as cash flow hedges at December 31, 2011 amounted to $137 million (2010 - $256 million). The cash flow hedges outstanding relate to forward contracts or “to be announced” (“TBA”) mortgage-backed securities that are sold and bought for future settlement to hedge mortgage-backed securities and loans prior to securitization. The seller agrees to deliver on a specified future date a specified instrument at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting.

Refer to Note 29 to the consolidated financial statements for additional quantitative information on these derivative contracts.

Fair Value Hedges

The Corporation did not have any derivatives designated as fair value hedges during the years ended December 31, 2011 and 2010.

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

Following is a description of the most significant of the Corporation’s derivative activities that are not designated for hedge accounting. Refer to Note 29 to the consolidated financial statements for additional quantitative and qualitative information on these derivative instruments.

At December 31, 2011, the Corporation had outstanding $1.4 billion (2010 - $1.6 billion) in notional amount of interest rate swap agreements with a net negative fair value of $6 million (2010 – net negative fair value of $5 million), which were not designated as accounting hedges. These swaps were entered in the Corporation’s capacity as an intermediary on behalf of its customers and their offsetting swap position.

For the year ended December 31, 2011, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net decrease in earnings of approximately $1.4 million, recorded in the other operating income category of the consolidated statement of operations, compared with an earnings reduction of approximately $0.9 million in 2010 and an earnings reduction of $6.5 million in 2009.

65     POPULAR, INC. 2011 ANNUAL REPORT

At December 31, 2011, the Corporation had forward contracts with a notional amount of $115 million (2010 - $278 million) and a net negative fair value of $0.2 million (2010 - net negative fair value of $1 million) not designated as accounting hedges. These forward contracts are considered derivatives and are recorded at fair value. Subsequent changes in the value of these forward contracts are recorded in the consolidated statement of operations. For the year ended December 31, 2011, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to non-interest income of $41.8 million (2010 - loss of $15.8 million; 2009 - loss of $12.5 million), which was included in the category of trading account profit in the consolidated statement of operations. The higher loss in 2011 was attributable to a higher volume of closed positions at a higher loss.

Furthermore, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or to certain other equity securities or commodity indexes. The Corporation offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with individual retirement accounts (IRAs), and certificates of deposit. At December 31, 2011, these deposits amounted to $82 million (2010 - $73 million), or less than 1% (2010 – less than 1%) of the Corporation’s total deposits. In these certificates, the customer’s principal is guaranteed by the Corporation and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.

The risk of issuing certificates of deposit with returns tied to the applicable indexes is hedged by the Corporation. BPPR and BPNA purchase indexed options from financial institutions with strong credit standings, whose return is designed to match the return payable on the certificates of deposit issued by these banking subsidiaries. By hedging the risk in this manner, the effective cost of these deposits is fixed. The contracts have a maturity and an index equal to the terms of the pool of retail deposits that they are economically hedging.

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

The purchased indexed options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting, and therefore, cannot be designated as accounting hedges. At December 31, 2011, the notional amount of the indexed options on deposits approximated $73 million (2010 - $77 million) with a fair value of $11 million (asset) (2010 - $8 million) while the embedded options had a notional value of $82 million (2010 - $73 million) with a fair value of $8 million (liability) (2010 - $7 million).

Refer to Note 29 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2011 and 2010.

Foreign Exchange

The Corporation holds an interest in Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic, which is an investment accounted for under the equity method. The Corporation’s carrying value of the equity interest in BHD approximated $65 million at December 31, 2011. Although not significant, this business is conducted in the country’s foreign currency. The resulting foreign currency translation adjustment, from operations for which the functional currency is other than the U.S. dollar, is reported in accumulated other comprehensive income (loss) in the consolidated statements of financial condition, except for highly-inflationary environments in which the effects would be included in the consolidated statements of operations. At December 31, 2011, the Corporation had approximately $29 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive income (loss), compared with an unfavorable adjustment of $36 million at December 31, 2010 and $41 million at December 31, 2009.

Popular, Inc. also operates in Venezuela through its wholly-owned subsidiary Tarjetas y Transacciones en Red Tranred, C.A., formerly EVERTEC VENEZUELA, C.A. (“Red Tranred”). On January 7, 2010, Venezuela’s National Consumer Price Index (“NCPI”)

for December 2009 was released. The cumulative three-year inflation rates for both of Venezuela’s inflation indices were over 100 percent. The Corporation began considering Venezuela’s economy as highly inflationary as of January 1, 2010, and the financial statements of Red Tranred were remeasured as if the functional currency was the reporting currency as of such date. Under ASC Topic 830, if a country’s economy is classified as highly inflationary, the functional currency of the foreign entity operating in that country must be remeasured to the functional currency of the reporting entity. The unfavorable impact of remeasuring the financial statements of Red Tranred at December 31, 2010, was approximately $1.9 million. Total assets for Red Tranred remeasured amounted to approximately $8.9 million at the end of 2010. At December 31, 2011, the Corporation had completely written-off its investment in Red Tranred.

Liquidity

The objective of effective liquidity management is to ensure that the Corporation has sufficient liquidity to meet all of its financial obligations, finance expected future growth and maintain a reasonable safety margin for cash commitments under both normal and stressed market conditions. The Board is responsible for establishing the Corporation’s tolerance for liquidity risk, including approving relevant risk limits and policies. The Board has delegated the monitoring of these risks to the RMC and the ALCO. The management of liquidity risk, on a long-term and day-to-day basis, is the responsibility of the Corporate Treasury Division. The Corporation’s Corporate Treasurer is responsible for implementing the policies and procedures approved by the Board and for monitoring the Corporation’s liquidity position on an ongoing basis. Also, the Corporate Treasury Division coordinates corporate wide liquidity management strategies and activities with the reportable segments, oversees policy breaches and manages the escalation process. The Financial and Operational Risk Management Division is responsible for the independent monitoring and reporting of adherence with established policies.

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

Liquidity is managed by the Corporation at the level of the holding companies that own the banking and non-banking subsidiaries. It is also managed at the level of the banking and non-banking subsidiaries. The Corporation has adopted policies and limits to monitor more effectively the Corporation’s liquidity position and that of the banking subsidiaries. Additionally, contingency funding plans are used to model various stress events of different magnitudes and affecting different time horizons that assist management in evaluating the size of the liquidity buffers needed if those stress events occur. However, such models may not predict accurately how the market and customers might react to every event, and are dependent on many assumptions.

Deposits, including customer deposits, brokered deposits, and public funds deposits, continue to be the most significant source of funds for the Corporation, funding 75% of the Corporation’s total assets at December 31, 2011, compared with 69% at December 31, 2010 and 75% at December 31, 2009. The decrease in the ratio of deposits to total assets from the end of 2009 to December 31, 2010 was directly related to the note issued to the FDIC in the assisted transaction, which as indicated previously, was fully repaid as of the end of 2011. The ratio of total ending loans to deposits was 91% at December 31, 2011, compared with 99% at the same date in 2010 and 92% in 2009. In addition to traditional deposits, the Corporation maintains borrowing arrangements. At December 31, 2011, these borrowings consisted primarily of assets sold under agreement to repurchase of $2.1 billion, advances with the FHLB of $938 million, junior subordinated deferrable interest debentures of $910 million (net of discount of $466 million) and term notes of $279 million. A detailed description of the Corporation’s borrowings, including their terms, is included in Notes 18 to 20 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.

During 2011, the Corporation’s liquidity position remained strong. The Corporation executed several strategies to deploy excess liquidity at its banking subsidiaries and improve the Corporation’s net interest margin. During 2011, the Corporation fully repaid the note issued to the FDIC, which had a carrying amount of $2.5 billion at December 31, 2010. The payments made were from proceeds received from the FDIC on claims filed under the loss sharing agreements amounting to $561 million, from optional prepayments made by the Corporation from proceeds of maturities of securities and brokered certificates of deposits of approximately $1.1 billion, and the remaining repayment balance came principally from collections on the covered loans. Also, the Corporation deployed excess liquidity at the BPNA reportable segment, including proceeds received from the sale of non-conventional mortgage loans to purchase $753 million in securities during the first quarter of 2011, primarily U.S. Agencies securities and U.S. Government agency-issued collateralized mortgage obligations. Funds were invested in longer-term securities to improve the net interest margin. These securities can be pledged to other counterparties in the repo market and continue to serve as a source to manage the Corporation’s liquidity needs. Furthermore, in the first quarter of 2011, the Corporation repaid $100 million of medium-term notes, which was accounted for as an early extinguishment of debt.

67     POPULAR, INC. 2011 ANNUAL REPORT

In addition, during 2011, the Corporation exchanged $233.2 million in aggregate principal amount of the $275 million 6.85% Senior Notes due 2012, in order to issue new debt with later maturities. The modified notes are as follows: (1) $78.0 million aggregate principal amount of 7.47% Senior Notes due 2014, (2) $35.2 million aggregate principal amount of 7.66% Senior Notes due 2015 and (3) $120.0 million aggregate principal amount of 7.86% Senior Notes due 2016.

Disrupted market conditions prior to 2010 increased the Corporation’s liquidity risk exposure due primarily to increased risk aversion on the part of traditional credit providers. The Corporation’s credit downgrades, as well as the economic conditions in the Corporation’s main market hindered the Corporation’s ability to issue debt in the capital markets. In response, the Corporation reduced its liquidity exposure by reducing the use of short-term and long-term unsecured borrowings and exited certain lines of business, primarily in the U.S. mainland operations. Although the Corporation has not completed any recent debt issuance in the capital markets, it did successfully complete a $1.15 billion capital raise through the issuance of common stock in 2010.

Also, during 2010, the Corporation took steps to deleverage its balance sheet and prepay certain high cost debt to benefit its cost of funds going forward. These actions were possible in part due to the excess liquidity derived from the Corporation’s 2010 capital raise, paydowns from the loan portfolio coupled with weak loan demand, from maturities of investment securities and funds received from the sale of the majority interest in EVERTEC.

The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities. A detailed description of the Corporation’s borrowings and available lines of credit, including its terms, is included in Notes 18 to 20 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.

Banking Subsidiaries

Primary sources of funding for the Corporation’s banking subsidiaries (BPPR and BPNA), or “the banking subsidiaries,” include retail and commercial deposits, brokered deposits, collateralized borrowings, unpledged investment securities, and, to a lesser extent, loan sales. In addition, the Corporation maintains borrowing facilities with the FHLB and at the discount window of the Fed, and has a considerable amount of collateral pledged that can be used to quickly raise funds under these facilities.

The principal uses of funds for the banking subsidiaries include loan originations, investment portfolio purchases, loan purchases and repurchases, repayment of outstanding obligations (including deposits), and operational expenses. Also, the banking subsidiaries assume liquidity risk related to collateral posting requirements for certain activities mainly in connection with contractual commitments, recourse provisions, servicing advances, derivatives, credit card licensing agreements and support to several mutual funds administered by BPPR.

Note 42 to the consolidated financial statements provides a consolidating statement of cash flows which includes the Corporation’s banking subsidiaries as part of the “All other subsidiaries and eliminations” column.

The banking subsidiaries maintain sufficient funding capacity to address large increases in funding requirements such as deposit outflows. This capacity is comprised mainly of available liquidity derived from secured funding sources, as well as on-balance sheet liquidity in the form of cash balances maintained at the Fed and unused secured lines held at the Fed and FHLB, in addition to liquid unpledged securities. The Corporation has established liquidity guidelines that require the banking subsidiaries to have sufficient liquidity to cover all short-term borrowings and a portion of deposits.

The Corporation’s ability to compete successfully in the marketplace for deposits, excluding brokered deposits, depends on various factors, including pricing, service, convenience and financial stability as reflected by operating results, credit ratings (by nationally recognized credit rating agencies), and importantly, FDIC deposit insurance. Although a downgrade in the credit ratings of the Corporation’s banking subsidiaries may impact their ability to raise retail and commercial deposits or the rate that it is required to pay on such deposits, management does not believe that the impact should be material. Deposits at all of the Corporation’s banking subsidiaries are federally insured (subject to FDIC limits) and this is expected to mitigate the potential effect of a downgrade in the credit ratings.

Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Refer to Table 15 for a breakdown of deposits by major types. Core deposits are generated from a large base of consumer, corporate and institutional customers. Core deposits include all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000, excluding brokered deposits with denominations under $100,000. Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $21.3 billion, or 76% of total deposits, at December 31, 2011, compared with $20.6 billion, or 77% of total deposits, at December 31, 2010. Core deposits financed 66% of the Corporation’s earning assets at December 31, 2011, compared with 61% at December 31, 2010.

Certificates of deposit with denominations of $100,000 and over at December 31, 2011 totaled $4.2 billion, or 15% of total deposits, compared with $4.7 billion, or 17%, at December 31, 2010. Their distribution by maturity at December 31, 2011 is presented in the table that follows.

Table 29 - Distribution by Maturity of Certificate of Deposits of $100,000 and Over

(In thousands)
3 months or less	$2,013,689
3 to 6 months	625,129
6 to 12 months	649,312
Over 12 months	948,815
$4,236,945

Average deposits, including brokered deposits, for the year ended December 31, 2011 represented 84% of average earning assets, compared with 78% and 79% for the years ended December 31, 2010 and 2009, respectively. Table 30 summarizes average deposits for the past five years.

Table 30 - Average Total Deposits

	For the year ended December 31,
(In thousands)	2011	2010	2009	2008	2007
Non-interest bearing demand deposits	$5,058,424	$4,732,132	$4,293,285	$4,120,280	$4,043,427
Savings accounts	6,320,825	5,970,000	5,538,077	5,600,377	5,697,509
NOW, money market and other interest bearing demand accounts	5,204,235	4,981,332	4,804,023	4,948,186	4,429,448
Certificates of deposit:
Under $100,000	5,966,089	6,099,741	7,166,756	6,955,843	3,949,262
$100,000 and over	4,026,042	4,073,047	4,214,125	4,598,146	5,928,983
Certificates of deposit	9,992,131	10,172,788	11,380,881	11,553,989	9,878,245
Other time deposits	927,776	794,245	811,943	1,241,447	1,520,471
Total interest bearing deposits	22,444,967	21,918,365	22,534,924	23,343,999	21,525,673
Total average deposits	$27,503,391	$26,650,497	$26,828,209	$27,464,279	$25,569,100

At December 31, 2011, approximately 9% of the Corporation’s assets were financed by brokered deposits, compared with 6% at December 31, 2010. The Corporation had $3.4 billion in brokered deposits at December 31, 2011, compared with $2.3 billion at December 31, 2010. The Corporation increased its use of brokered deposits during 2011 as part of a liability-management strategy to reduce higher-cost borrowings, including the borrowing owed to the FDIC. In the event that any of the Corporation’s banking subsidiaries’ regulatory capital ratios fall below those required by a well-capitalized institution or are subject to capital restrictions by the regulators, that banking subsidiary faces the risk of not being able to raise or maintain brokered deposits and faces limitations on the rate paid on deposits, which may hinder the Corporation’s ability to effectively compete in its retail markets and could affect its deposit raising efforts.

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

The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB. At December 31, 2011 and 2010, the banking subsidiaries had credit facilities authorized with the FHLB aggregating $2.0 billion and $1.6 billion, respectively, based on

69     POPULAR, INC. 2011 ANNUAL REPORT

assets pledged with the FHLB at those dates. Outstanding borrowings under these credit facilities totaled $0.9 billion and $0.7 billion at December 31, 2011 and 2010, respectively. Such advances are collateralized by loans held-in-portfolio, do not have restrictive covenants and do not have any callable features. At December 31, 2011, the credit facilities authorized with the FHLB were collateralized by $4.9 billion in loans held-in-portfolio, compared with $3.8 billion at December 31, 2010. Refer to Notes 19 and 20 to the consolidated financial statements for additional information on the terms of FHLB advances outstanding.

At December 31, 2011, the Corporation’s borrowing capacity at the Fed’s Discount Window amounted to approximately $2.6 billion, compared with $2.7 billion at December 31, 2010, which remained unused as of both dates. This facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this borrowing facility is dependent upon the balance of performing loans and securities pledged as collateral and the haircuts assigned to such collateral. At December 31, 2011, this credit facility with the Fed was collateralized by $4.0 billion in loans held-in-portfolio, compared with $4.2 billion at December 31, 2010.

During the year ended December 31, 2011, the Corporation’s bank holding companies (Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc.)(“BHCs”) did not make any capital contributions to BPNA and BPPR. During 2010, the BHCs made capital contributions to BPNA amounting to $745 million in order to maintain the banking subsidiary at well-capitalized levels.

The Corporation’s banking subsidiaries are required to obtain approval from the Federal Reserve System and their respective applicable state banking regulator prior to declaring or paying dividends to the BHCs.

At December 31, 2011, management believes that the banking subsidiaries had sufficient current and projected liquidity sources to meet their anticipated cash flow obligations, as well as special needs and off-balance sheet commitments, in the ordinary course of business and have sufficient liquidity resources to address a stress event. Although the banking subsidiaries have historically been able to replace maturing deposits and advances if desired, no assurance can be given that they would be able to replace those funds in the future if the Corporation’s financial condition or general market conditions were to change. The Corporation’s financial flexibility will be severely constrained if its banking subsidiaries are unable to maintain access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. The banking subsidiaries also are required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of changes in interest rates, a liquidity crisis or any other factors, the Corporation will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity. Finally, if management is required to rely more heavily on more expensive funding sources to support future growth, revenues may not increase proportionately to cover costs. In this case, profitability would be adversely affected.

Westernbank FDIC-assisted Transaction and Impact on Liquidity

BPPR’s liquidity may also be impacted by the loan payment performance and timing of claims made and receipt of reimbursements under the FDIC loss sharing agreements.

In the short-term, there may be a significant amount of the covered loans acquired in the FDIC-assisted transaction that will experience deterioration in payment performance, or will be determined to have inadequate collateral values to repay the loans. In such instances, the Corporation will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged-off or written down after the Corporation exhausts its best efforts at collection, the loss sharing agreements will cover 80% of the loss associated with the covered loans, offsetting most of any deterioration in the performance of the covered loans.

The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above, except for the liquidity to be provided by the pledging of the loans to the FHLB, following their release of collateral upon full repayment of the FDIC note in December 2011. The long-term effects that we may experience will depend primarily on the ability of the borrowers whose loans are covered by the loss sharing agreements to make payments over time. As the loss sharing agreements are in effect for a period of ten years for one-to-four family loans and five years for commercial, construction and consumer loans (with periods commencing on April 30, 2010), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. Management believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC on the claims filed may be recognized unevenly over this period, as management exhausts its collection efforts under the Corporation’s normal practices.

Bank Holding Companies

The principal sources of funding for the holding companies include cash on hand, investment securities, dividends received from banking and non-banking subsidiaries (subject to regulatory limits and authorizations), asset sales, credit facilities available from affiliate banking subsidiaries and proceeds from potential securities offerings. The principal source of cash flows for the parent holding company during 2011 has been the repayment of loans made to subsidiaries and affiliates. Proceeds from the repayment of these loans, net of new advances, amounted to $226 million for the year ended December 31, 2011. The principal source of cash flows for the parent holding company during 2010 was the capital issuance of $1.15 billion and the proceeds amounting to $528.6 million, net of transaction costs and taxes, from the sale of a majority interest in EVERTEC.

The principal use of these funds include capitalizing its banking subsidiaries, the repayment of debt, and interest payments to holders of senior debt and junior subordinated deferrable interest debentures (related to trust preferred securities). During 2011, the main cash outflows of the holding companies have been for the repurchase of $100 million in medium-term notes and payments of interest on debt, mainly associated with trust preferred securities.

Another use of liquidity at the parent holding company is the payment of dividends on preferred stock. At the end of 2010, the Corporation resumed paying dividends on its Series A and B preferred stock. The preferred stock dividends amounted to $3.7 million for the year ended December 31, 2011. The preferred stock dividends paid were financed by issuing new shares of common stock to the participants of the Corporation’s qualified employee savings plans. The Corporation is required to obtain approval from the Fed prior to declaring or paying dividends, incurring, increasing or guaranteeing debt or making any distributions on its trust preferred securities or subordinated debt. The Corporation anticipates that any future preferred stock dividend payments would continue to be financed with the issuance of new common stock in connection with its qualified employee savings plans. The Corporation is not paying dividends to holders of its common stock.

A principal use of liquidity at the BHCs is to ensure its subsidiaries are adequately capitalized. Past operating losses at the BPNA banking subsidiary required the BHCs to contribute equity capital during 2009 and 2010 to ensure that it continued to meet the regulatory guidelines for “well-capitalized” institutions. There were no capital contributions made to BPNA during the year ended December 31, 2011. Management does not expect either of the banking subsidiaries to require additional capitalizations for the foreseeable future.

The BHCs have in the past borrowed in the money markets and in the corporate debt market primarily to finance their non-banking subsidiaries. These sources of funding have become more costly due to the reductions in the Corporation’s credit ratings together with higher credit spreads in general. The Corporation’s principal credit ratings are below “investment grade” which affects the Corporation’s ability to raise funds in the capital markets. However, the cash needs of the Corporation’s non-banking subsidiaries other than to repay indebtedness and interest are now minimal. The Corporation has an open-ended, automatic shelf registration statement filed and effective with the SEC, which permits the Corporation to issue an unspecified amount of debt or equity securities.

Note 42 to the consolidated financial statements provides a statement of condition, of operations and of cash flows for the three BHCs.

The loans held-in-portfolio in such financial statements are principally associated with intercompany transactions.

The outstanding balance of notes payable at the BHCs amounted to $1.2 billion at December 31, 2011, compared with $1.3 billion at December 31, 2010. These borrowings are principally junior subordinated debentures (related to trust preferred securities), including those issued to the U.S. Treasury as part of the TARP, and unsecured senior debt (term notes). The repayment of the BHCs obligations represents a potential cash need which is expected to be met with a combination of internal liquidity resources stemming mainly from future dividend receipts and new borrowings.

The BHCs liquidity position continues to be adequate with sufficient cash on hand, investments and other sources of liquidity which are expected to be enough to meet all BHCs obligations during the foreseeable future.

Non-banking subsidiaries

The principal sources of funding for the non-banking subsidiaries include internally generated cash flows from operations, loan sales, repurchase agreements, and borrowed funds from their direct parent companies or the holding companies. The principal uses of funds for the non-banking subsidiaries include repayment of maturing debt, operational expenses and payment of dividends to the BHCs. The liquidity needs of the non-banking subsidiaries are minimal since most of them are funded internally from operating cash flows or from intercompany borrowings from their holding companies, BPPR or BPNA.

71     POPULAR, INC. 2011 ANNUAL REPORT

Other Funding Sources and Capital

The investment securities portfolio provides an additional source of liquidity, which may be realized through either securities sales or repurchase agreements. The Corporation’s investment securities portfolio consists primarily of liquid U.S. government investment securities, sponsored U.S. agency securities, government sponsored mortgage-backed securities, and collateralized mortgage obligations that can be used to raise funds in the repo markets. At December 31, 2011, the investment and trading securities portfolios, as shown in Table 27, totaled $5.6 billion, of which $1.5 billion, or 26%, had maturities of one year or less. Mortgage-related investments in Table 27 are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to having sufficient unpledged collateral available at the time the transactions are to be consummated, in addition to overall liquidity and risk appetite of the various counterparties. The Corporation’s unpledged investment and trading securities, excluding other investment securities, amounted to $1.5 billion at December 31, 2011 and 2010. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets or from secured lending sources.

Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, have secondary markets which the Corporation may use. The maturity distribution of the total loan portfolio at December 31, 2011 is presented in Table 27. As of that date, $10.1 billion, or 40% of the loan portfolio was expected to mature within one year, compared with $10.5 billion or 40% of the loan portfolio in the previous year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.

Risks to Liquidity

Total lines of credit outstanding are not necessarily a measure of the total credit available on a continuing basis. Some of these lines could be subject to collateral requirements, standards of creditworthiness, leverage ratios and other regulatory requirements, among other factors. Derivatives, such as those embedded in long-term repurchase transactions or interest rate swaps, and off-balance sheet exposures, such as recourse, performance bonds or credit card arrangements, are subject to collateral requirements. As their fair value increases, the collateral requirements may increase, thereby reducing the balance of unpledged securities.

The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of a further weakening of the economic condition in Puerto Rico, the credit quality of the Corporation could be further affected and result in higher credit costs. The Puerto Rico economy continues to face various challenges, including significant pressures in some sectors of the residential real estate market. Refer to the Geographical and Government Risk section of this MD&A for some highlights on the current status of the Puerto Rico economy.

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

The Corporation’s banking subsidiaries currently do not use borrowings that are rated by the major rating agencies, as these banking subsidiaries are funded primarily with deposits and secured borrowings. The banking subsidiaries had $20 million in deposits at December 31, 2011 that are subject to rating triggers.

Some of the Corporation’s derivative instruments include financial covenants tied to the bank’s well-capitalized status and certain formal regulatory actions. These agreements could require exposure collateralization, early termination or both. The fair value of derivative instruments in a liability position subject to financial covenants approximated $57 million at December 31, 2011, with the Corporation providing collateral totaling $72 million to cover the net liability position with counterparties on these derivative instruments.

In addition, certain mortgage servicing and custodial agreements that BPPR has with third parties include rating covenants. Based on BPPR’s failure to maintain the required credit ratings, the third parties have the right to require the institution to engage a substitute cash custodian for escrow deposits and/or increase collateral levels securing the recourse obligations. Also, as discussed in the Guarantees section of this MD&A, the Corporation services residential mortgage loans subject to credit recourse provisions. Certain contractual agreements require the Corporation to post collateral to secure such recourse obligations if the institution’s required credit ratings are not maintained. Collateral pledged by the Corporation to secure recourse obligations approximated $140 million at December 31, 2011. The Corporation could be required to post additional collateral under the agreements. Management expects that it would be able to meet additional collateral requirements if and when needed. The requirements to post collateral under certain agreements or the loss of escrow deposits could reduce the Corporation’s liquidity resources and impact its operating results.

Credit Risk Management and Loan Quality

Credit risk occurs any time funds are advanced, committed, invested or otherwise exposed. Credit risk arises primarily from the Corporation’s lending activities, as well as from other on-balance sheet and off-balance sheet credit instruments. Credit risk management is based on analyzing the creditworthiness of the borrower or counterparty, the adequacy of underlying collateral given current events and conditions, and the existence and strength of any guarantor support.

Business activities that expose the Corporation to credit risk are managed within the Board’s established limits that consider factors, such as maintaining a prudent balance of risk-taking across diversified risk types and business units (compliance with regulatory guidance, considering factors such as concentrations and loan-to-value ratios), controlling the exposure to lower credit quality assets, and limiting growth in, and overall exposure to, any product or risk segment where the Corporation does not have sufficient experience and a proven ability to predict credit losses.

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

The Corporation’s Credit Strategy Committee (“CRESCO”) is management’s top policy-making body with respect to credit-related matters and credit strategies. CRESCO reviews the activities of each subsidiary, in the detail that it deems appropriate, to ensure a proactive and coordinated management of credit granting, credit exposures and credit procedures. CRESCO’s principal functions include reviewing the adequacy of the allowance for loan losses and periodically approving appropriate provisions, monitoring compliance with charge-off policy, establishing portfolio diversification, yield and quality standards, establishing credit exposure reporting standards, monitoring asset quality, and approving credit policies and amendments thereto for the subsidiaries and/or business lines, including special lending approval authorities when and if appropriate. The analysis of the allowance adequacy is presented to the Risk Management Committee of the Board of Directors for review, consideration and ratification on a quarterly basis.

The Corporation also has a Corporate Credit Risk Management Division (“CCRMD”). CCRMD is a centralized unit, independent of the lending function. The CCRMD’s functions include identifying, measuring and controlling credit risk independently from the business units, evaluating the credit risk rating system and reviewing the adequacy of the allowance for loan losses in accordance with GAAP and regulatory standards. CCRMD also ensures that the subsidiaries comply with the credit policies and applicable regulations, and monitors credit underwriting standards. Also, the CCRMD performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and/or geographic regions.

The Corporation has a Loan Review Department within the CCRMD, which performs annual credit process reviews of several small and middle markets, construction, asset-based and corporate banking lending groups in BPPR. This group evaluates the credit risk profile of each originating unit along with each unit’s credit administration effectiveness, including the assessment of the risk rating

73     POPULAR, INC. 2011 ANNUAL REPORT

representative of the current credit quality of the loans, and the evaluation of collateral documentation. The monitoring performed by this group contributes to assess compliance with credit policies and underwriting standards, determine the current level of credit risk, evaluate the effectiveness of the credit management process and identify control deficiencies that may arise in the credit-granting process. Based on its findings, the Corporate Loan Review Department recommends corrective actions, if necessary, that help in maintaining a sound credit process. In the case of the portfolios of commercial and construction loans in the U.S. mainland operations, credit process reviews are performed by an outside contractor. The CCRMD participates in defining the review plan with the outside loan review firm and actively participates in the discussions of the results of the loan reviews with the business units. The CCRMD may periodically review the work performed by the outside loan review firm. CCRMD reports the results of the credit process reviews to the Risk Management Committee of the Corporation’s Board of Directors.

The Corporation has specialized workout officers that handle substantially all commercial loans which are past due 90 days and over, borrowers which have filed bankruptcy, or those that are considered problem loans based on their risk profile.

At December 31, 2011, the Corporation’s credit exposure was centered in its $25.3 billion total loan portfolio, which represented 78% of its earning assets. The portfolio composition for the last five years is presented in Table 11.

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

At December 31, 2011, the Corporation maintained a reserve of approximately $15 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit (2010 - $21 million), including $5 million of the unamortized balance of the contingent liability on unfunded loan commitments recorded with the Westernbank FDIC-assisted transaction (2010 - $6 million).

The Corporation is also exposed to credit risk by using derivative instruments but manages the level of risk by only dealing with counterparties of good credit standing, entering into master netting agreements whenever possible and, when appropriate, obtaining collateral. Refer to Note 29 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities and the Derivatives sub-section included under the Risk Management section of this MD&A.

The Corporation may also encounter risk of default in relation to its investment securities portfolio. Refer to Notes 8 and 9 for the composition of the investment securities available-for-sale and held-to-maturity. The investment securities portfolio held by the Corporation at December 31, 2011 are mostly Obligations of U.S. Government sponsored entities, collateralized mortgage obligations, mortgage-backed securities and Obligations of Puerto Rico, States and political subdivisions. The vast majority of these securities are rated the equivalent of AAA by the major rating agencies. A substantial portion of these instruments are guaranteed by mortgages, a U.S. government sponsored entity or the full faith and credit of the U.S. Government.

The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses, as well as corporate borrowers engaged in a wide variety of industries. Only 191 of these commercial lending relationships have an aggregate exposure of $10 million or more. At December 31, 2011, highly leveraged transactions and credit facilities to finance real estate ventures or business acquisitions amounted to $50 million, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits.

The Corporation has a significant portfolio of construction and commercial loans, mostly secured by commercial and residential real estate properties. Due to their nature, these loans entail a higher credit risk than consumer and residential mortgage loans, since they are larger in size, may have less collateral coverage, higher concentrated risk in a single borrower and are generally more sensitive to economic downturns. Rapidly changing collateral values, general economic conditions and numerous other factors continue to create volatility in the housing markets and have increased the possibility that additional losses may have to be recognized with respect to the Corporation’s current nonperforming assets. Furthermore, given the current slowdown in the real estate market, the properties securing these loans may be difficult to dispose of, if foreclosed.

The housing market in the U.S. appears to be in a gradual but uneven path to recovery. After a period of several years of booming housing markets, fueled by liberal credit conditions and rapidly rising property values, since early 2007 the sector has been in the midst of a substantial dislocation in the property values. This event has had a negative impact on some of the Corporation’s U.S.-based business segments and in the financial results and condition. The general level of property values in the U.S., as measured by several indexes widely followed by the market, has declined significantly. These declines are the result of ongoing market adjustments that are aligning property values with income levels and home inventories. The supply of homes in the market increased substantially, and property value decreases were required to clear the overhang of excess inventory in the U.S. market. Recent indicators suggest that after a material price correction, the U.S. real estate market may be entering into a period of relative stability. Nonetheless, further declines in property values could impact the credit quality of the Corporation’s U.S. mortgage loan portfolio because the value of the homes underlying the loans is a primary source of repayment in the event of foreclosure. In the event of foreclosure in a loan from this portfolio, the current market value of the underlying collateral could be insufficient to cover the loan amount owed.

The level of real estate prices in Puerto Rico has been more stable than in other U.S. markets, in part motivated by the Puerto Rico Government housing stimulus program enacted in 2010 which has positively impacted the sales of new and existing homes. Nevertheless, the current economic environment has accelerated the devaluation of properties when compared with previous periods. Also, additional economic weakness in Puerto Rico and the U.S. mainland could further pressure residential property values. Lower real estate values could increase the provision for loan losses, loan delinquencies, foreclosures and the cost of repossessing and disposing of real estate collateral. The higher end of the housing market in Puerto Rico appears to have suffered a substantial slowdown in sales activity in recent quarters, as reflected in the low absorption rates of projects financed in the Corporation’s construction loan portfolio.

During 2009, the Corporation executed a plan to close, consolidate or sell underperforming branches and exit lending businesses that do not generate deposits or fee income. The Corporation significantly curtailed the production of non-traditional mortgages as it ceased originating non-conventional mortgage loans in its U.S. mainland operations. This initiative was part of the BPNA restructuring plan implemented in 2008. During 2011, BPNA sold a substantial portion of its non-conventional mortgage loan portfolio. The non-conventional mortgage unit is currently focused on servicing the run-off portfolio and restructuring loans that have or show signs of credit deterioration. In addition, as part of the actions taken to reduce credit risk, during 2011, the Corporation executed the previously mentioned sale of construction and commercial real estate loans from its Puerto Rico operations, which had been reclassified to held-for-sale in December 2010. The majority of these loans were in non-accrual status at the transaction date.

Management continues to refine the Corporation’s credit standards to meet the changing economic environment. The Corporation has strengthened its underwriting criteria, as well as enhanced its line management and collection strategies, in an attempt to mitigate losses. The commercial banking group continues strengthening critical areas to manage more effectively the current scenario, focusing strategies on critical steps in the origination and portfolio management processes to ensure the quality of incoming loans as well as to detect and manage potential problem loans early. The consumer lending area has also tightened the underwriting standards across all business lines and reduced its exposure in areas that are more likely to be impacted under the current economic conditions.

Geographic and government risk

The Corporation is exposed to geographical and government risk. The Corporation’s assets and revenue composition by geographical area and by business segment reporting are presented in Note 39 to the consolidated financial statements. A significant portion of the Corporation’s financial activities and credit exposure is concentrated in Puerto Rico. The Puerto Rico economy has experienced recessionary conditions since 2006. Based on information published by the Puerto Rico Planning Board, the Puerto Rico real gross national product decreased an estimated 3.6% during fiscal year ended June 30, 2010 and is projected to have declined 1% by the end of fiscal year ended June 30, 2011.

Economic contraction moderated in the calendar year 2011, according to government data, with economic indicators showing some stabilization heading into 2012. The monthly economic index published by the Government Development Bank for Puerto Rico (“GDB”), which acts as the U.S. Commonwealth’s fiscal agent, registered its first positive growth in December 2011 (0.5%) since March 2006.

Total payroll employment amounted to 934,600 jobs in December 2011, an increase of 0.2% on an annual basis, and the third month reflecting positive growth since early 2006. The unemployment rate in Puerto Rico remains high, registering 14.7% in December 2011, but it is down from 15.7% in December 2010.

Economic growth is still challenged by a lack of job growth and a housing sector that remains under pressure, but the government has made progress in addressing the budget deficit while the banking sector has been substantially recapitalized and consolidated through FDIC-assisted transactions.

75     POPULAR, INC. 2011 ANNUAL REPORT

During 2011, the Puerto Rico government signed into law several economic and fiscal measures to help counter the prolonged recession. The implementation of a temporary excise tax on certain multinational manufacturers allowed the government to implement a reduction in individual taxes that is expected to add nearly $1 billion annually to consumers’ purchasing power. The marginal corporate tax rate in Puerto Rico was also reduced from 39% to 30% in January 2011.

General fund net revenues of the government during the first six months of fiscal year 2012 (July to December 2011) amounted to $3.5 billion, a 10.4% year-over-year increase while the GDB continued to shore up its liquidity with continued access to local and U.S. capital markets. Proceeds slated for infrastructure work from government bond issues held in the fourth quarter of 2011 amounted to approximately $1.5 billion, according to the GDB.

Infrastructure projects include an $878 million program to modernize public schools, the vast majority of which is being deployed during 2012, and almost $700 million in road improvements.

In 2010, the government also enacted a housing-incentive law that put into effect temporary measures that seek to stimulate demand for housing and reduce the significant excess supply of new homes. The incentives, which were extended until December 2012 with minor modifications, include reductions in taxes and government closing fees, tax exemption on rental income from new properties for 10 years, exemption on long-term capital gain tax in future sale of new properties and no property taxes for five years on new housing, among others. The incentives, together with the current environment of low interest rates, continue to attract home buyers into the market.

Tourism, a recent bright spot, reflected a significant pickup in visitors during 2011. The monthly average of 182,403 in tourist hotel registrations in the first 11 months of 2011 marked a 10-year high. Hotel registrations increased 6.3% on an annual basis during the first 11 months of 2011, compared with a 4% increase in 2010.

While the higher number of visitors has yet to produce significant job gains in that sector, it has paved the way for more investments in the high-end sector of the market, including The Dorado Beach Ritz Reserve, which is scheduled to open in late 2012.

The Puerto Rico economy, however, continues to be susceptible to fluctuations in the price of crude oil due to its high dependence on fuel oil for energy production. Lingering effects from the prolonged recession are still reflected in limited loan demand and in high levels of non-performing assets, loan loss provisions and charge-offs, particularly in the Corporation’s commercial loan portfolio in Puerto Rico; an increase in the rate of foreclosures and delinquencies on mortgage loans issued in Puerto Rico; and a reduction in the value of the Corporation’s loans and loan servicing portfolio, all of which have adversely affected its profitability. If the price of crude oil increases and if global economic conditions worsen, those adverse effects could continue. Also, a potential reduction in consumer spending may also impact growth in the Corporation’s other interest and non-interest revenues.

On August 8, 2011, Moody’s Investors Service downgraded the rating of the outstanding general obligation (GO) bonds of the Commonwealth of Puerto Rico from ‘A3’ to ‘Baa1’, with negative outlook. Moody’s new Baa1 rating is at par with Fitch’s BBB+ and one notch above the BBB rating Puerto Rico received from S&P last March when the latter upgraded Puerto Rico’s credit rating for the first time in 28 years.

At December 31, 2011, the Corporation had $1.3 billion of credit facilities granted to or guaranteed by the Puerto Rico Government and its political subdivisions, of which $0.1 billion were uncommitted lines of credit. Of these total credit facilities granted, $1.2 billion were outstanding at December 31, 2011. A substantial portion of the Corporation’s credit exposure to the Government of Puerto Rico is either collateralized loans or obligations that have a specific source of income or revenues identified for their repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as water and electric power utilities. Public corporations have varying degrees of independence from the central Government and many receive appropriations or other payments from it. The Corporation also has loans to various municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. Another portion of these loans consists of special obligations of various municipalities that are payable from the basic real and personal property taxes collected within such municipalities.

Furthermore, at December 31, 2011, the Corporation had outstanding $158 million in obligations of Puerto Rico, States and political subdivisions as part of its investment securities portfolio. Of that total, $154 million was exposed to the creditworthiness of the Puerto Rico Government and its municipalities.

As further detailed in Notes 8 and 9 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Government sponsored entities, as well as agency mortgage-backed and U.S. Treasury securities. In addition, $639 million of residential mortgages and $215 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2011. On August 5, 2011, Standard & Poor’s lowered its long-term sovereign credit rating on the United States of America from AAA to AA+ and on August 8, 2011, Standard & Poor’s lowered its credit ratings of the obligations of certain U.S. Government sponsored entities, including FNMA, FHLB and FHLMC, and other agencies with securities linked to long-term U.S. government debt. These downgrades could have a material adverse impact on global financial markets and economic conditions, and its ultimate impact is unpredictable and may not be immediately apparent. The Corporation does not have any exposure to European sovereign debt.

Non-Performing Assets

Non-performing assets include primarily past-due loans that are no longer accruing interest, renegotiated loans, and real estate property acquired through foreclosure. A summary, including certain credit quality metrics, is presented in Table 31.

The Corporation’s non-accruing and charge-off policies by major categories of loan portfolios are as follows:

•

Commercial and construction loans - recognition of interest income on commercial and construction loans is discontinued when the loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. The impaired portions of secured loans past due as to principal and interest is charged-off not later than 365 days past due. However, in the case of collateral dependent loans individually evaluated for impairment, the excess of the recorded investment over the fair value of the collateral (portion deemed uncollectible) is generally promptly charged-off, but in any event, not later than the quarter following the quarter in which such excess was first recognized. Commercial unsecured loans are charged-off no later than 180 days past due. Overdrafts are generally charged-off no later than 60 days past their due date.

•	Lease financing - recognition of interest income for lease financing is ceased when loans are 90 days or more in arrears. Leases are charged-off when they are 120 days in arrears.

•

Mortgage loans - recognition of interest income on mortgage loans is generally discontinued when loans are 90 days or more in arrears on payments of principal or interest. The impaired portion of a mortgage loan is charged-off when the loan is 180 days past due. The Corporation discontinues the recognition of interest income on residential mortgage loans insured by the Federal Housing Administration (“FHA”) or guaranteed by the U.S. Department of Veterans Affairs (“VA”) when 18 months delinquent as to principal or interest. The principal repayment on these loans is insured.

•

Consumer loans - recognition of interest income on closed-end consumer loans and home-equity lines of credit is discontinued when the loans are 90 days or more in arrears on payments of principal or interest. Income is generally recognized on open-end consumer loans, except for home equity lines of credit, until the loans are charged-off. Closed-end consumer loans are charged-off when they are 120 days in arrears. Open-end consumer loans are charged-off when they are 180 days in arrears. Overdrafts in excess of 60 days are generally charged-off no later than 60 days past their due date.

•

Troubled debt restructurings (“TDRs”) - loans classified as TDRs are typically in non-accrual status at the time of the modification. The TDR loan continues in non-accrual status until the borrower has demonstrated a willingness and ability to make the restructured loan payments (generally at least six months of sustained performance after the modification (or one year for loans providing for quarterly or semi-annual payments)) and management has concluded that it is probable that the borrower would not be in payment default in the foreseeable future.

•

Covered loans acquired in the Westernbank FDIC-assisted transaction, except for revolving lines of credit, are accounted for by the Corporation in accordance with ASC Subtopic 310-30. Under ASC Subtopic 310-30, the acquired loans were aggregated into pools based on similar characteristics. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The covered loans, which are accounted for under ASC Subtopic 310-30 by the Corporation, are not considered non-performing and will continue to have an accretable yield as long as there is a reasonable expectation about the timing and amount of cash flows expected to be collected. Also, loans charged-off against the non-accretable difference established in purchase accounting are not reported as charge-offs. Charge-offs will be recorded only to the extent that losses exceed the purchase accounting estimates.

Because of the application of ASC Subtopic 310-30 to the Westernbank acquired loans and the loss protection provided by the FDIC which limits the risks on the covered loans, the Corporation has determined to provide certain quality metrics in this MD&A that exclude such covered loans to facilitate the comparison between loan portfolios and across periods. Given the significant amount of covered loans that are past due but still accruing due to the accounting under ASC Subtopic 310-30, the Corporation

77     POPULAR, INC. 2011 ANNUAL REPORT

believes the inclusion of these loans in certain asset quality ratios in the numerator or denominator (or both) would result in a significant distortion to these ratios. In addition, because charge-offs related to the acquired loans are recorded against the non-accretable balance, the net charge-off ratio including the acquired loans is lower for portfolios that have significant amounts of covered loans. The inclusion of these loans in the asset quality ratios could result in a lack of comparability across periods, and could negatively impact comparability with other portfolios that were not impacted by acquisition accounting. The Corporation believes that the presentation of asset quality measures, excluding covered loans and related amounts from both the numerator and denominator, provides a better perspective into underlying trends related to the quality of its loan portfolio.

At December 31, 2011, non-performing loans secured by real estate held-in-portfolio, excluding covered loans, amounted to $1.3 billion in the Puerto Rico operations and $324 million in the U.S. mainland operations. These figures compare to $811 million in the Puerto Rico operations and $404 million in the U.S. mainland operations at December 31, 2010. The increase in the BPPR reportable segment was driven by the commercial real estate as well as the mortgage loan portfolios. At December 31, 2009, these figures were $1.3 billion in Puerto Rico and $697 million in the U.S. mainland operations.

In addition to the non-performing loans included in Table 31, at December 31, 2011, there were $27 million of performing loans, excluding covered loans which, in management’s opinion, are currently subject to potential future classification as non-performing and are considered impaired, compared with $111 million at December 31, 2010, and $248 million at December 31, 2009.

Table 31 - Non-Performing Assets

	At December 31,
(Dollars in thousands)	2011	2010	2009	2008 [1]	2007
Non-accrual loans:
Commercial	$872,873	$725,027	$836,728	$464,802	$266,790
Construction	128,999	238,554	854,937	319,438	95,229
Lease financing	5,808	5,937	9,655	11,345	10,182
Mortgage	686,502	542,033	510,847	338,961	349,381
Consumer	43,668	60,302	64,185	68,263	49,090
Total non-performing loans held-in-portfolio, excluding covered loans	1,737,850	1,571,853	2,276,352	1,202,809	770,672
Non-performing loans held-for-sale[2]	262,302	671,757	-	-	-
Other real estate owned (“OREO”), excluding covered OREO	172,497	161,496	125,483	89,721	81,410
Total non-performing assets, excluding covered assets	$2,172,649	$2,405,106	$2,401,835	$1,292,530	$852,082
Covered loans and OREO[3]	192,771	83,539	-	-	-
Total non-performing assets	$2,365,420	$2,488,645	$2,401,835	$1,292,530	$852,082
Accruing loans past-due 90 days or more[4] [5]	$316,614	$338,359	$239,559	$150,545	$109,569
Excluding covered loans:[6]
Non-performing loans to loans held-in-portfolio	8.44%	7.58%	9.60%	4.67%	2.75%
Including covered loans:
Non-performing loans to loans held-in-portfolio	7.30	6.25	9.60	4.67	2.75
Interest lost	$119,336	$75,684	$59,982	$48,707	$71,037

HIP = “held-in-portfolio”

[1] Amounts at December 31, 2008 exclude assets from discontinued operations. Non-performing loans and other real estate from discontinued operations amounted to $3 million and $0.9 million, respectively, at December 31, 2008.

[2] Non-performing loans held-for-sale consist of $236 million in construction loans, $26 million in commercial loans and none in mortgage loans at December 31, 2011 (December 31, 2010 - $412 million, $61 million and $199 million, respectively).

[3] The amount consists of $84 million in non-performing covered loans accounted for under ASC Subtopic 310-20 and $109 million in covered OREO at December 31, 2011 (December 31, 2010 - $26 million and $58 million, respectively). It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

[4] The carrying value of covered loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $1.2 billion at December 31, 2011 (December 31, 2010 - $916 million). This amount is excluded from the above table as the covered loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[5] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $51 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest at December 31, 2011.

[6] This asset quality ratio has been adjusted to remove the impact of covered loans. Appropriate adjustments to the numerator and denominator have been reflected in the calculation of this ratio. Management believes the inclusion of acquired loans in certain asset quality ratios that include non-performing assets, past due loans or net charge-offs in the numerator and denominator results in distortions of these ratios and they may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

79     POPULAR, INC. 2011 ANNUAL REPORT

Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies, as a percentage of their related portfolio category at December 31, 2011 and 2010, are presented below.

Table 32 - Loan Delinquencies

(Dollars in millions)	2011	2010
Loans delinquent 30 days or more	$4,454	$4,657
Total delinquencies as a percentage of total loans:
Commercial	10.66%	8.61%
Construction	49.60	55.57
Lease financing	2.92	3.35
Mortgage	23.77	25.59
Consumer	4.72	5.72
Covered loans	32.20	27.56
Loans held-for-sale	75.37	75.51
Total	17.59%	17.60%

Accruing loans past due 90 days or more are composed primarily of credit cards, residential mortgage loans insured by FHA / VA, and delinquent mortgage loans included in the Corporation’s financial statements pursuant to GNMA’s buy-back option program. Servicers of loans underlying GNMA mortgage-backed securities must report as their own assets the defaulted loans that they have the option to purchase, even when they elect not to exercise that option. Also, accruing loans past due 90 days or more include residential conventional loans purchased from other financial institutions that, although delinquent, the Corporation has received timely payment from the sellers / servicers, and, in some instances, have partial guarantees under recourse agreements.

Refer to Table 33 for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years.

Table 33 - Allowance for Loan Losses and Selected Loan Losses Statistics

	2011					2010					2009		2008		2007
(Dollars in thousands)
	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total
Balance at beginning of year	$793,225		$-	$793,225		$1,261,204		$-	$1,261,204		$882,807		$548,832		$522,232
Allowance acquired	-		-	-		-		-	-		-		-		7,290
Provision for loan losses	430,085		145,635	575,720		1,011,880		-	1,011,880		1,405,807		991,384		341,219
	1,223,310		145,635	1,368,945		2,273,084		-	2,273,084		2,288,614		1,540,216		870,741
Charge-offs:
Commercial	378,570		13,774	392,344		476,499		-	476,499		290,547		184,578		94,992
Construction	43,341		4,353	47,694		405,418		-	405,418		311,311		120,425		-
Lease financing	7,376		-	7,376		15,377		-	15,377		22,281		22,761		23,722
Mortgage	45,785		826	46,611		99,835		-	99,835		124,781		53,303		15,889
Consumer	196,433		3,253	199,686		252,227		-	252,227		347,027		264,437		173,937
	671,505		22,206	693,711		1,249,356		-	1,249,356		1,095,947		645,504		308,540
Recoveries:
Commercial	68,968		-	68,968		38,203		-	38,203		27,281		15,167		18,280
Construction	20,082		1,500	21,582		10,431		-	10,431		1,386		-		1,606
Lease financing	3,765		-	3,765		4,950		-	4,950		4,799		3,934		8,695
Mortgage	3,974		15	3,989		5,056		-	5,056		4,175		425		421
Consumer	40,668		1	40,669		38,064		-	38,064		30,896		26,014		28,902
	137,457		1,516	138,973		96,704		-	96,704		68,537		45,540		57,904
Net loans charged-off:
Commercial	309,602		13,774	323,376		438,296		-	438,296		263,266		169,411		76,712
Construction	23,259		2,853	26,112		394,987		-	394,987		309,925		120,425		(1,606)
Lease financing	3,611		-	3,611		10,427		-	10,427		17,482		18,827		15,027
Mortgage	41,811		811	42,622		94,779		-	94,779		120,606		52,878		15,468
Consumer	155,765		3,252	159,017		214,163		-	214,163		316,131		238,423		145,035
	534,048		20,690	554,738		1,152,652		-	1,152,652		1,027,410		599,964		250,636
Net (recoveries) write-downs related to loans transferred to loans held-for-sale	(1,101)		-	(1,101)		327,207		-	327,207		-		12,430		-
Change in allowance for loan losses from discontinued operations [1]	-		-	-		-		-	-		-		(45,015)		(71,273)
Balance at end of year	$690,363		$124,945	$815,308		$793,225		$-	$793,225		$1,261,204		$882,807		$548,832
Loans held-in-portfolio
Outstanding at year end	$20,602,596			$24,951,299		$20,728,035			$25,564,917		$23,713,113		$25,732,873		$28,021,456
Average	20,496,966			25,110,328		22,376,612			25,741,544		24,650,071		26,162,786		24,908,943

Ratios:
Allowance for loan losses to year end loans held-in-portfolio	3.35%			3.27%		3.83%			3.10%		5.32%		3.43%		1.96%
Recoveries to charge-offs	20.47			20.03		7.74			7.74		6.25		7.05		18.77
Net charge-offs to average loans held-in-portfolio	2.61			2.21		5.15			4.48		4.17		2.29		1.01
Allowance for loan losses to net charge-offs	1.29	x		1.47	x	0.69	x		0.69	x	1.23	x	1.47	x	2.19	x
Provision for loan losses to:
Net charge-offs	0.81			1.04		0.88			0.88		1.37		1.65		1.36
Average loans held-in-portfolio	2.10%			2.29%		4.52%			3.93%		5.70%		3.79%		1.37%
Allowance to non-performing loans held-in-portfolio	39.73			44.76		50.46			49.64		55.40		73.40		71.21
[1] Represents lower provision for loan losses recorded during the period compared to net charge-offs.

81     POPULAR, INC. 2011 ANNUAL REPORT

The following table presents net charge-offs to average loans held-in-portfolio (“HIP”), excluding covered loans, by loan category for the years ended December 31, 2011, 2010 and 2009:

Table 34 - Net Charge-Offs to Average Loans HIP

	2011	2010	2009

Commercial	2.86%	3.69%	2.00%
Construction	5.89	27.12	15.30
Lease financing	0.63	1.66	2.46
Mortgage	0.83	2.08	2.75
Consumer	4.26	5.56	7.28

Total	2.61%	5.15%	4.17%

Commercial loans

As shown in Table 31, the level of non-performing commercial loans held-in portfolio at December 31, 2011, compared to December 31, 2010, increased on a consolidated basis by $148 million, mostly related to the BPPR reportable segment. Compared to December 31, 2010, the percentage of non-performing commercial loans held-in-portfolio to commercial loans held-in-portfolio at December 31, 2011 increased from 6.4% to 8.3%. This increase was mainly attributed to weak economic conditions in Puerto Rico, which have continued to impact the commercial loan portfolio. The percentage of non-performing commercial loans held-in-portfolio to commercial loans held-in-portfolio for the year ended December 31, 2009 was 6.6%.

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

As shown in the table below, the level of non-performing commercial loans held-in-portfolio in the Puerto Rico operations at December 31, 2011 remained high, driven by the current economic conditions. The level of non-performing commercial loans held-in-portfolio in the United States operations remained stable from December 31, 2010, as the U.S. mainland continued to reflect certain signs of stabilization.

The following table provides information on commercial non-performing loans at December 31, 2011, December 31, 2010, and December 31, 2009 and net charge-offs information for the years ended December 31, 2011, December 31, 2010, and December 31, 2009 for the BPPR (excluding the Westernbank covered loan portfolio) and BPNA reportable segments.

Table 35 - Commercial Non-Performing Loans and Net Charge-offs

	For the years ended

(Dollars in thousands)	December 31, 2011	December 31, 2010	December 31, 2009

BPPR Reportable Segment:
Non-performing commercial loans	$631,171	$485,469	$516,184
Non-performing commercial loans to commercial loans HIP, both excluding covered loans and loans held-for-sale	9.75%	7.26%	7.25%
Commercial loan net charge-offs	$195,388	$231,133	$124,494
Commercial loan net charge-offs to average commercial loans HIP, excluding covered loans and loans held-for-sale	3.00%	3.39%	1.69%
BPNA Reportable Segment:
Non-performing commercial loans	$241,702	$239,558	$320,477
Non-performing commercial loans to commercial loans HIP, excluding loans held-for-sale	5.95%	5.12%	5.79%
Commercial loan net charge-offs	$114,214	$207,163	$138,772
Commercial loan net charge-offs to average commercial loans HIP, excluding loans held-for-sale	2.64%	4.10%	2.38%

There were 6 commercial loan relationships greater than $10 million in non-accrual status with an outstanding balance of $116 million at December 31, 2011, compared with 1 commercial loan relationship with an outstanding debt of approximately $10 million at December 31, 2010, and 5 commercial loan relationships with an outstanding debt of approximately $100 million at December 31, 2009. Table 36 presents the non-performing commercial loans held-in-portfolio for the BPPR and BPNA segments, and for the Corporation as a whole.

Table 36 - Commercial Loans HIP

	0000000000000000000000	0000000000000000000000	0000000000000000000000
	For the year ended December 31, 2011
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$ 485,469	$ 239,558	$ 725,027
Plus:
New non-performing loans	524,361	270,249	794,610
Advances on existing non-performing loans	10,037	260	10,297
Less:
Non-performing loans transferred to OREO	(12,365)	(20,815)	(33,180)
Non-performing loans charged-off	(182,202)	(139,934)	(322,136)
Loans returned to accrual status / loan collections	(194,129)	(102,140)	(296,269)
Loans in accrual status transfer to HFS	-	(5,476)	(5,476)

Ending balance - NPLs	$ 631,171	$ 241,702	$ 872,873

At December 31, 2011, additions to commercial loans in non-performing status at BPPR and BPNA reportable segments amounted to $524 million and $270 million, respectively. As explained before, the commercial loan portfolio for the BPPR reportable segment continues to be impacted by economic conditions in Puerto Rico, while the commercial loan portfolio of the BPNA reportable segment has shown signs of stabilization in terms of delinquencies.

The commercial loan net charge-offs for the year ended December 31, 2011 decreased at both reportable segments when compared with the year ended December 31, 2010. As explained before, during the fourth quarter of 2010, the Corporation determined to charge-off previously reserved impaired amounts of collateral dependent loans both in Puerto Rico and in the U.S. mainland. As a result of this decision, charge-offs for commercial loans of approximately $71.5 million and $36.6 million, for the BPPR and BPNA reportable segments, respectively, were recorded during the fourth quarter of 2010. Excluding these charge-offs, commercial net charge-offs of the BPPR reportable segment increased by $35.8 million, as the economic conditions in Puerto Rico have continued to impact this portfolio. The decrease in the commercial loan net charge-offs at the BPNA reportable segment was also attributable to a lower level of problem loans, driven by the credit stabilization at this reportable segment which is reflected by a relatively stable level of non-performing loans, when compared to December 31, 2010.

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

The allowance for loan losses corresponding to commercial loans held-in-portfolio represented 3.89% of that portfolio, excluding covered loans, at December 31, 2011, compared with 4.06% at December 31, 2010 and 3.46% in 2009. The ratio of allowance to non-performing loans held-in portfolio in the commercial loan category was 47.00% at December 31, 2011, compared with 63.78% at December 31, 2010 and 52.31% in 2009.

The Corporation’s commercial loan portfolio secured by real estate (“CRE”), excluding construction and covered loans, amounted to $6.7 billion at December 31, 2011, of which $3.1 billion was secured with owner occupied properties, compared with $7.0 billion and $3.1 billion, respectively, at December 31, 2010. At December 31, 2009, the Corporation’s CRE portfolio, excluding construction loans, amounted to $7.5 billion, of which $3.4 billion was secured with owner occupied properties. CRE non-performing loans, excluding covered loans, amounted to $636 million at December 31, 2011, compared to $553 million and $557 million at December 31, 2010 and 2009, respectively. The CRE non-performing loans ratios for the Corporation’s Puerto Rico and U.S. mainland operations were 12.58% and 5.91%, respectively, at December 31, 2011, compared with 9.61% and 5.79%, respectively, at December 31, 2010. These figures amounted to 8.29% and 6.39%, respectively, at December 31, 2009.

83     POPULAR, INC. 2011 ANNUAL REPORT

Commercial and industrial loans held-in-portfolio modified in a TDR often involve temporary interest-only payments, term extensions, and converting evergreen revolving lines of credit to long term loans. Commercial real estate loans held-in-portfolio modified in a TDR often involve reducing the interest rate for a limited period of time or the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or reductions in the payment plan. At December 31, 2011, the Corporation’s commercial loans held-in-portfolio, excluding covered loans, included a total of $197 million of loan modifications for the BPPR reportable segment and $11 million for the BPNA reportable segment, which were considered TDRs since they involved granting a concession to borrowers under financial difficulties. The outstanding commitments for these commercial loan TDRs amounted to $3 million in the BPPR reportable segment and no commitments outstanding in the BPNA reportable segment at December 31, 2011.

The commercial loan TDRs in non-performing status for the BPPR and BPNA reportable segments at December 31, 2011 amounted to $161 million and $11 million, respectively. Commercial loans that have been modified as part of loss mitigation efforts are evaluated individually for impairment. The commercial loan TDRs were evaluated for impairment resulting in a specific reserve of $3 million for the BPPR reportable segment and $0.5 million for the BPNA reportable segment at December 31, 2011.

Construction loans

Non-performing construction loans held-in-portfolio decreased by $109.6 million from December 31, 2010 to December 31, 2011 driven principally by a lower level of problem loans in the construction loan portfolio classified held-for-investment, coupled with loan charge-offs, collections and loans returned to accrual status. The ratio of non-performing construction loans to construction loans held-in-portfolio, excluding covered loans, decreased from 47.63% at December 31, 2010 to 41.40% at December 31, 2011. At December 31, 2009 this ratio was 49.58%. Table 37 presents the non-performing construction loans held-in-portfolio for the BPPR and BPNA reportable segments, as well as for the Corporation as a whole.

Table 37 - Construction Loans HIP

	0000000000000000000000000	0000000000000000000000000	0000000000000000000000000

	For the year ended December 31, 2011

(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 64,678	$ 173,876	$ 238,554
Plus:
New non-performing loans	38,647	23,205	61,852
Advances on existing non-performing loans	205	135	340
Less:
Non-performing loans transferred to OREO	(4,924)	(17,008)	(21,932)
Non-performing loans charged-off	(13,945)	(28,714)	(42,659)
Loans returned to accrual status / loan collections	(30,802)	(68,810)	(99,612)
Loans in accrual status transfer to HFS	-	(7,544)	(7,544)

Ending balance - NPLs	$ 53,859	$ 75,140	$ 128,999

At December 31, 2011, additions to construction non-performing loans at the BPPR and BPNA reportable segments amounted to $39 million and $23 million, respectively, a decrease of $168 million and $119 million, respectively, when compared to the year ended December 31, 2010. As explained before, the Corporation has reduced significantly its construction loan portfolio; therefore, the levels of problem loans remaining at both reportable segments have declined, driven by the resolution of existing exposures.

There were 4 construction loan relationships greater than $10 million in non-performing status with an outstanding balance of $53 million at December 31, 2011, compared with 7 construction loan relationships with an aggregate outstanding principal balance of $99 million at December 31, 2010, and 22 construction loan relationships with an outstanding balance of $544 million at December 31, 2009. Although the Corporation has reduced significantly its construction loan portfolio, this portfolio is still considered one of the high-risk portfolios of the Corporation as it continues to be impacted by the economic and real estate market conditions, particularly in Puerto Rico.

Construction loan net charge-offs for the year ended December 31, 2011, compared with the year ended December 31, 2010, decreased by $283.3 million in the BPPR reportable segment, and $88.4 million in the BPNA reportable segment. The overall decrease resulted from the steps taken by the Corporation to mitigate the overall credit risk of this portfolio, which included the loans held-for-sale reclassification that took place in the fourth quarter of 2010. At the BPNA reportable segment, the decline in construction loan net charge-offs was prompted by lower levels of problem loans coupled with certain stabilization observed in the U.S. real estate market. For the year ended December 31, 2011, the charge-offs associated to collateral dependent construction loans amounted to approximately $13 million and $26 million in the BPPR and BPNA reportable segments, respectively.

Construction loan net charge-offs for the year ended December 31, 2010, compared with the year ended December 31, 2009, increased by $93.4 million in the BPPR reportable segment, and decreased by $8.3 million in the BPNA reportable segment. The increase in the BPPR reportable segment is mainly attributed to residential real estate construction projects, which have been impacted by general market conditions, decreases in property values, oversupply in certain areas, and reduced absorption rates. At the BPNA reportable segment, the decline in construction loan net charge-offs was prompted by certain stabilization observed in the U.S. real estate market. During the fourth quarter of 2010, the Corporation decided to promptly charge-off impaired amounts of collateral dependent loans. For the year ended December 31, 2010, the charge-offs associated to collateral dependent construction loans amounted to approximately $81.4 million and $19.9 million in the BPPR and BPNA reportable segments, respectively. These impaired amounts were fully reserved in prior periods.

Management has identified construction loans considered impaired and has established specific reserves based on the value of the collateral. The allowance for loan losses corresponding to construction loans represented 4.37% of that portfolio, excluding covered loans, at December 31, 2011, compared with 9.53% at December 31, 2010, and 19.79% at December 31, 2009. The ratio of the allowance to non-performing loans held-in-portfolio in the construction loans category was 10.55% at December 31, 2011, compared with 20.01% and 39.92% at December 31, 2010 and 2009, respectively.

The BPPR reportable segment’s construction loan portfolio, excluding covered loans, totaled $161 million at December 31, 2011, compared with $168 million at December 31, 2010. The decrease in the ratio of non-performing construction loans held-in-portfolio to construction loans held-in-portfolio, excluding covered loans, was primarily attributed to a lower level of problem loans and net charge-offs activity in this portfolio.

The allowance for loan losses corresponding to the construction loan portfolio for the BPPR reportable segment totaled $26 million or 16.33% of construction loans held-in-portfolio, excluding covered loans, at December 31, 2011 compared to $16 million or 9.55%, respectively, at December 31, 2010.

The table that follows provides information on construction non-performing loans and net charge-offs for the BPPR reportable segment for the years ended December 31, 2011, December 31, 2010, and December 31, 2009.

Table 38.A - Construction Non-Performing Loans and Net Charge-offs (BPPR)

	For the years ended
	December 31,	December 31,	December 31,
(Dollars in thousands)	2011	2010	2009
BPPR Reportable Segment:
Non-performing construction loans	$53,859	$64,678	$604,610
Non-performing construction loans to construction loans HIP, both excluding covered loans and loans held-for-sale	33.47%	38.42%	55.86%
Construction loan net charge-offs	$5,816	$289,150	$195,769
Construction loan net charge-offs to average construction loans HIP, excluding covered loans and loans held-for-sale	3.82%	30.41%	14.96%

The BPNA reportable segment construction loan portfolio totaled $151 million at December 31, 2011, compared with $332 million at December 31, 2010. The allowance for loan losses corresponding to the construction loan portfolio for the BPNA reportable segment totaled $7.8 million or 5.15% of construction loans held-in-portfolio at December 31, 2011 compared to $32 million or 9.52%, respectively, at December 31, 2010. The reduction in reserve levels was mainly prompted by a lower portfolio balance and lower level of problem loans. The table that follows provides the credit quality information for the BPNA reportable segment’s construction loan portfolio.

85     POPULAR, INC. 2011 ANNUAL REPORT

Table 38.B - Construction Non-Performing Loans and Net Charge-offs (BPNA)

	For the years ended
(Dollars in thousands)	December 31, 2011	December 31, 2010	December 31, 2009

BPNA Reportable Segment:
Non-performing construction loans	$75,140	$173,876	$250,327
Non-performing construction loans to construction loans HIP, both excluding covered loans and loans held-for-sale	49.86%	52.29%	38.99%
Construction loan net charge-offs	$17,443	$105,837	$114,156
Construction loan net charge-offs to average construction loans HIP, excluding covered loans and loans held-for-sale	7.18%	20.93%	15.92%

Construction loans held-in-portfolio modified in a TDR often involve reducing the interest rate for a limited period of time or the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or reductions in the payment plan. Construction loans modified in a TDR may also involve extending the interest-only payment period. At December 31, 2011, there were $5 million and $50 million of construction loan TDRs for the BPPR and BPNA reportable segments, respectively, which were in non-performing status. The amount of outstanding commitments to lend additional funds to debtors owing loans whose terms have been modified in troubled debt restructurings amounted to $152 thousand in the BPPR reportable segment and no commitments outstanding in the BPNA reportable segment at December 31, 2011. These construction loan TDRs were individually evaluated for impairment resulting in no specific reserves for the BPPR and BPNA reportable segments at December 31, 2011.

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

Mortgage loans

Non-performing mortgage loans held-in-portfolio increased $145 million from December 31, 2010 to December 31, 2011, as a result of an increase of $131 million in the Puerto Rico operations, and an increase of $14 million in the BPNA reportable segment. The increase at the BPPR reportable segment was driven principally by the economic conditions in Puerto Rico, coupled with a higher level of mortgage loan repurchases under credit recourse arrangements. During the year ended December 31, 2011, the BPPR reportable segment repurchased $241 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions, compared to $121 million for the year ended December 31, 2010. During the fourth quarter of 2010, approximately $396 million (book value) of U.S. non-conventional residential mortgage loans were reclassified as loans held-for-sale at the BPNA reportable segment, most of which were delinquent mortgage loans, mortgages in non-performing status, or troubled debt restructurings. All of these loans were sold in the first half of 2011. The mortgage business has continued to be impacted by the economic conditions in Puerto Rico as evidenced by the increased levels of non-performing mortgage loans, and higher delinquency rates. However, the underwriting criteria and high reinstatement experience associated with the mortgage loans in Puerto Rico have helped to maintain losses at manageable levels. Table 39 presents the non-performing mortgage loans held-in-portfolio for the BPPR and BPNA segments, and for the Corporation as a whole.

Table 39 - Mortgage Loans HIP

	For the year ended December 31, 2011
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 518,446	$ 23,587	$ 542,033
Plus:
New non-performing loans	700,083	40,170	740,253
Less:
Non-performing loans transferred to OREO	(62,533)	(1,319)	(63,852)
Non-performing loans charged-off	(36,956)	(7,654)	(44,610)
Loans returned to accrual status / loan collections	(469,761)	(17,561)	(487,322)

Ending balance - NPLs	$ 649,279	$ 37,223	$ 686,502

At December 31, 2011, additions to mortgage non-performing loans at the BPPR and BPNA reportable segments amounted to $700 million and $40 million, respectively, as both reportable segments continues to reflect the impact of the current economic conditions, which have influenced the residential real estate market.

For the year ended December 31, 2011, the Corporation’s mortgage loan net charge-offs to average mortgage loans held-in-portfolio decreased to 0.83%, down by 125 basis points when compared to the same figure in 2010. The decrease in the mortgage loan net charge-off ratio was mainly due to lower losses in the U.S. mainland non-conventional mortgage business. For the year ended December 31, 2010, the Corporation’s mortgage loan net charge-offs to average mortgage loans held-in-portfolio amounted to 2.08%, down by 67 basis points when compared to the same figure in 2009.

At the BPPR reportable segment, the mortgage loan net charge-offs for the year ended December 31, 2011 amounted to $27.6 million, an increase of $5.9 million, when compared to same period in 2010. The mortgage loan net charge-offs for the year ended December 31, 2009 amounted to $10.7 million. The increase in mortgage loan net charge-offs was prompted by the current weak economic conditions. The economy on the Island remained sluggish during 2011, and the Puerto Rico housing market has experienced a slowdown in sales activity, as reflected by the absorption rates of projects financed in the construction loan portfolio of the Puerto Rico segment.

The BPPR reportable segment’s mortgage loans held-in-portfolio totaled $4.7 billion at December 31, 2011, compared with $3.6 billion at December 31, 2010. The allowance for loan losses corresponding to the mortgage loan portfolio for the BPPR reportable segment totaled $72.3 million or 1.54% of mortgage loans held-in-portfolio, excluding covered loans, at December 31, 2011 compared to $42 million or 1.15%, respectively, at December 31, 2010.

Residential mortgage loans modified in a TDR are primarily comprised of loans where monthly payments are lowered to accommodate the borrowers’ financial needs for a period of time, normally five years. After the lowered monthly payment period ends, the borrower reverts back to paying principal and interest per the original terms with the maturity date adjusted accordingly. At December 31, 2011, the mortgage loan TDRs for the BPPR and BPNA reportable segments amounted to $421 million (including $103 million guaranteed by U.S. sponsored entities) and $50 million, respectively, of which $210 million and $9 million, respectively, were in non-performing status. These mortgage loan TDRs were evaluated for impairment resulting in a specific allowance for loan losses of $15 million and $14 million for the BPPR and BPNA reportable segments, respectively, at December 31, 2011.

87     POPULAR, INC. 2011 ANNUAL REPORT

The table that follows provides information on non-performing mortgage loans held-in-portfolio and net charge-offs for the BPPR reportable segment.

Table 40.A - Mortgage Non-Performing Loans and Net Charge-offs (BPPR)

	For the years ended
(Dollars in thousands)	December 31, 2011	December 31, 2010	December 31, 2009
BPPR Reportable Segment
Non-performing mortgage loans [1]	$649,279	$518,446	$311,918
Non-performing construction loans to mortgage loans HIP, both excluding covered loans and loans held-for-sale	13.85%	14.21%	9.95%
Mortgage loan net charge-offs	$27,624	$21,712	$10,686
Mortgage loan net charge-offs to average mortgage loans HIP, excluding covered loans and loans held-for-sale	0.66%	0.68%	0.38%

[1] Includes $2.0 million in non-performing mortgage loans at the Corporate group (holding company) at December 31, 2011 (December 31, 2010 - $1.0 million).

The BPNA reportable segment mortgage loan portfolio totaled $829 million at December 31, 2011, compared with $875 million at December 31, 2010. The BPNA mortgage loans held-in-portfolio reflected better performance in terms of net charge-offs during 2011 driven principally by lower portfolio levels and the fact that 2010 included charge-offs related to non-performing loans reclassified to held-for-sale in December 2010, which were subsequently sold during the beginning of 2011.

The following table presents the credit quality indicators for the BPNA reportable segment’s mortgage loan portfolio.

Table 40.B - Mortgage Non-Performing Loans and Net Charge-offs (BPNA)

	For the years ended
(Dollars in thousands)	December 31, 2011	December 31, 2010	December 31, 2009
BPNA Reportable Segment
Non-performing mortgage loans	$37,223	$23,587	$197,748
Non-performing mortgage loans to construction loans HIP, both excluding covered loans and loans held-for-sale	4.49%	2.70%	13.49%
Mortgage loan net charge-offs	$14,187	$73,067	$109,920
Mortgage loan net charge-offs to average mortgage loans HIP, excluding covered loans and loans held-for-sale	1.67%	5.36%	6.93%

BPNA’s non-conventional mortgage loan portfolio outstanding at December 31, 2011 amounted to approximately $490 million with a related allowance for loan losses of $24 million, which represents 4.81% of that particular loan portfolio, compared with $513 million with a related allowance for loan losses of $22 million or 4.29%, respectively, at December 31, 2010. The Corporation is no longer originating non-conventional mortgage loans at BPNA. On December 31, 2010, BPNA reclassified approximately $396 million (book value) of U.S. non-conventional residential mortgage loans as loans held-for-sale. As explained before, these loans were sold during the first quarter of 2011.

The net charge-offs for BPNA’s non-conventional mortgage loan portfolio amounted to approximately $6.7 million for the year ended December 31, 2011. This resulted in a net charge-offs to average non-conventional mortgage loans held-in-portfolio ratio of 1.33% for 2011. These figures were approximately $65.9 million or 6.74% for the year ended December 31, 2010.

Consumer loans

Non-performing consumer loans decreased by $17 million from December 31, 2010 to December 31, 2011, primarily as a result of a decrease of $11 million in the BPNA reportable segment and a decrease of $6 million in the BPPR reportable segment. The decrease in the BPNA reportable segment was primarily associated with home equity lines of credit and closed-end second mortgages, which are categorized by the Corporation as consumer loans. These portfolios have experienced improvements in terms of delinquencies and net charge-offs, specifically as compared to 2010 levels. The decrease in the BPPR reportable segment was mainly driven by an improvement in the credit quality of the personal auto loan portfolio.

Additions to consumer non-performing loans during 2011 at the BPPR and BPNA reportable segments amounted to $90 million and $42 million, respectively.

Consumer loan net charge-offs for 2011 and 2010, as a percentage of average consumer loans held-in-portfolio, decreased mostly due to lower delinquencies in certain portfolios in the U.S. mainland and in Puerto Rico. The decrease in the ratio of consumer loan net charge-offs to average consumer loans held-in-portfolio in the BPPR reportable segment was mainly attributed to personal and auto loans.

At December 31, 2011, the consumer loan TDRs for the BPPR and BPNA reportable segments amounted to $138 million and $2 million, respectively, of which $5 million and $1 million, respectively, were in non-performing status. These consumer loan TDRs were evaluated for impairment resulting in a specific allowance for loan losses of $17 million and $131 thousand for BPPR and BPNA reportable segments, respectively, at December 31, 2011.

The table that follows provides information on consumer non-performing loans and net charge-offs for the BPPR reportable segment.

Table 41.A - Consumer Non-Performing Loans and Net Charge-offs (BPPR)

	For the years ended
(Dollars in thousands)	December 31, 2011	December 31, 2010	December 31, 2009

BPPR Reportable Segment
Non-performing consumer loans	$31,291	$37,236	$36,695
Non-performing consumer loans to consumer loans HIP, both excluding covered loans and loans held-for-sale	1.05%	1.29%	1.19%
Consumer loan net charge-offs	$98,647	$131,783	$168,525
Consumer loan net charge-offs to average consumer loans HIP, excluding covered loans and loans held-for-sale	3.40%	4.44%	5.21%

The following table presents the credit quality indicators for the BPNA reportable segment’s consumer loan portfolio.

Table 41.B - Consumer Non-Performing Loans and Net Charge-offs (BPNA)

	For the years ended
(Dollars in thousands)	December 31, 2011	December 31, 2010	December 31, 2009

BPNA Reportable Segment
Non-performing consumer loans	$12,377	$23,066	$27,490
Non-performing consumer loans to consumer loans HIP, both excluding covered loans and loans held-for-sale	1.76%	2.85%	2.83%
Consumer loan net charge-offs	$57,118	$82,380	$147,606
Consumer loan net charge-offs to average consumer loans HIP, excluding covered loans and loans held-for-sale	7.59%	9.30%	13.31%

As previously explained, the decrease in non-performing consumer loans for the BPNA reportable segment was attributed in part to home equity lines of credit and closed-end second mortgages. As compared to 2010, these loan portfolios showed signs of improved performance due to significant charge-offs recorded in previous quarters improving the quality of the remaining portfolio, combined with aggressive collection efforts and loan modification programs. Combined net charge-offs for E-LOAN’s home equity lines of credit and closed-end second mortgages amounted to approximately $38.4 million or 9.56% of those particular average loan portfolios for the year ended December 31, 2011, compared with $58.3 million or 11.96%, respectively, for the year ended

89     POPULAR, INC. 2011 ANNUAL REPORT

December 31, 2010. With the downsizing of E-LOAN, this subsidiary ceased originating these types of loans in 2008. Home equity lending includes both home equity loans and lines of credit. This type of lending, which is secured by a first or second mortgage on the borrower’s residence, allows customers to borrow against the equity in their home. Real estate market values at the time the loan or line is granted directly affect the amount of credit extended and, in addition, changes in these values impact the severity of losses. E-LOAN’s portfolio of home equity lines of credit and closed-end second mortgages outstanding at December 31, 2011 totaled $365 million with a related allowance for loan losses of $24 million, representing 6.56% of that particular portfolio. E-LOAN’s portfolio of home equity lines of credit and closed-end second mortgages outstanding at December 31, 2010 totaled $437 million with a related allowance for loan losses of $41 million, representing 9.29% of that particular portfolio. At December 31, 2011, home equity lines of credit and closed-end second mortgages in which E-LOAN holds both the first and second lien amounted to $540 thousand and $891 thousand, respectively, representing 0.08% and 0.13%, respectively, of the consumer loan portfolio of the BPNA reportable segment. At December 31, 2011, 41% are paying the minimum amount due on the home equity lines of credit. At December 31, 2011, all closed-end second mortgages in which E-LOAN holds the first lien mortgage were in performing status.

Other real estate

Other real estate represents real estate property acquired through foreclosure. Other real estate not covered under loss sharing agreements with the FDIC increased by $11 million from December 31, 2010 to the same date in 2011. The increase, driven by the impact of persistent weak economic conditions, was experienced in the BPPR reportable segment and included both residential and commercial real estate properties. Defaulted loans have increased, and these loans move through the foreclosure process to the other real estate classification. The combination of increased flow of defaulted loans from the loan portfolio to other real estate owned and the slowing of the liquidation market has resulted in an increase in the number of other real estate units on hand. The BPNA reportable segment contributed with a decrease in other real estate properties of $16 million, in part due to the bulk sale of residential other real estate properties in early 2011 as part of strategies to reduce risk.

Other real estate covered under loss sharing agreements with the FDIC amounted to $109 million at December 31, 2011, compared with $58 million at the same date in 2010. The increase was principally from repossessed commercial real estate properties. Generally, 80% of the write-downs taken on these properties based on appraisals or losses on the sale are covered under the loss sharing agreements.

During 2011, the Corporation transferred $229 million of loans to other real estate, sold $147 million of foreclosed properties and recorded write-downs and other adjustments of approximately $19 million.

Updated appraisals or third-party broker price opinions of value (“BPOs”) are obtained to adjust the value of the other real estate assets. Commencing in 2011, the appraisal for a commercial or construction other real estate property with a book value greater than $1 million is updated annually and if lower than $1 million it is updated at least every two years. For residential other real estate property, the Corporation requests third-party BPOs or appraisals generally on an annual basis. Appraisals may be adjusted due to age, collateral inspections and property profiles or due to general market conditions. The adjustments applied are based upon internal information like other appraisals for the type of properties and loss severity information that can provide historical trends in the real estate market, and may change from time to time based on market conditions.

For commercial and construction other real estate properties at the BPPR reportable segment, depending on the type of property and/or the age of the appraisal, downward adjustments currently may range between 10% to 45%, including estimated costs to sell. For commercial and construction properties at the BPNA reportable segment, the most typically applied collateral discount rate is 30%. This discount was determined based on a study of other real estate owned and loan sale transactions during the past two years, comparing net proceeds received by the bank relative to the most recent appraised value of the properties. However, additional haircuts can be applied depending upon the age of appraisal, the region and the condition of the property or project.

In the case of the BPPR reportable segment, for year 2011, appraisals and BPOs of the subject residential properties were subject to downward adjustments of up to approximately 14.4%, including cost to sell of 5%. In the case of the U.S. mainland residential properties, the downward adjustment approximated up to 30%, including cost to sell of 5%.

Troubled debt restructurings

The following tables present the loans classified as TDRs according to their accruing status at December 31, 2011 and December 31, 2010.

Table 42.A - TDRs (2011)

	December 31, 2011
(In thousands)	Accruing	Non-Accruing	Total

Commercial	$36,848	$171,520	$208,368
Construction	-	54,930	54,930
Mortgage	252,277	218,715	470,992
Leases	3,085	3,118	6,203
Consumer	134,409	5,848	140,257

	$426,619	$454,131	$880,750

Table 42.B - TDRs (2010)

	December 31, 2010
(In thousands)	Accruing	Non-Accruing	Total

Commercial	$77,278	$80,919	$158,197
Construction	-	92,184	92,184
Mortgage	68,831	107,791	176,622
Consumer	123,012	10,804	133,816

	$269,121	$291,698	$560,819

The Corporation’s TDR loans totaled $881 million at December 31, 2011, an increase of $320 million, or 57%, from December 31, 2010. The increase was mainly due to the intensification of loss mitigation efforts on the mortgage and commercial loan portfolios. Mortgage TDRs increased by $294 million, or 167%, during the year ended on December 31, 2011, including $183 million of accruing loans of which $51 million were guaranteed by U.S. sponsored agencies.

Refer to Note 11 to the consolidated financial statements for additional information on modifications considered troubled debt restructurings, including certain qualitative and quantitative data about troubled debt restructurings performed in the past twelve months.

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

As indicated previously in this MD&A, the covered loans were recognized at fair value at the April 30, 2010 acquisition date, which included the impact of expected credit losses and therefore, no allowance for credit losses was recorded at such date. However, due to credit deterioration after the date of acquisition, the Corporation recorded an allowance for loan losses of $125 million at December 31, 2011. Also, the Corporation recorded an increase in the FDIC loss share indemnification asset for the expected reimbursement from the FDIC under the loss sharing agreements. Management determined that there was no need to record an allowance for loan losses on the covered loans at December 31, 2010.

91     POPULAR, INC. 2011 ANNUAL REPORT

The following tables set forth information concerning the composition of the Corporation’s allowance for loan losses (“ALLL”) at December 31, 2011, December 31, 2010 and December 31, 2009 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance.

Table 43.A - Composition of ALLL (2011)

December 31, 2011
			Lease
(Dollars in thousands)	Commercial	Construction	Financing	Mortgage	Consumer	Total[2]

Specific ALLL	$11,795	$289	$793	$29,063	$17,046	$58,986
Impaired loans [1]	$574,677	$122,252	$6,104	$382,880	$140,108	$1,226,021
Specific ALLL to impaired loans [1]	2.05%	0.24%	12.99%	7.59%	12.17%	4.81%
General ALLL	$398,493	$13,324	$4,098	$73,198	$142,264	$631,377
Loans held-in-portfolio, excluding impaired loans [1]	$9,960,209	$189,376	$557,763	$5,135,580	$3,533,647	$19,376,575
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	4.00%	7.04%	0.73%	1.43%	4.03%	3.26%
Total ALLL	$410,288	$13,613	$4,891	$102,261	$159,310	$690,363
Total non-covered loans held-in-portfolio [1]	$10,534,886	$311,628	$563,867	$5,518,460	$3,673,755	$20,602,596
ALLL to loans held-in-portfolio [1]	3.89%	4.37%	0.87%	1.85%	4.34%	3.35%

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2011, the general allowance on the covered loans amounted to $98 million while the specific reserve amounted to $27 million.

Table 43.B - Composition of ALLL (2010)

December 31, 2010
			Lease
(Dollars in thousands)	Commercial	Construction	Financing	Mortgage	Consumer	Total[2]

Specific ALLL	$8,550	$216	$-	$5,004	$-	$13,770
Impaired loans [1]	$445,968	$231,322	$-	$121,209	$-	$798,499
Specific ALLL to impaired loans [1]	1.92%	0.09%	-%	4.13%	-%	1.72%
General ALLL	$453,841	$47,508	$13,153	$65,864	$199,089	$779,455
Loans held-in-portfolio, excluding impaired loans [1]	$10,947,517	$269,529	$602,993	$4,403,513	$3,705,984	$19,929,536
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	4.15%	17.63%	2.18%	1.50%	5.37%	3.91%
Total ALLL	$462,391	$47,724	$13,153	$70,868	$199,089	$793,225
Total non-covered loans held-in-portfolio [1]	$11,393,485	$500,851	$602,993	$4,524,722	$3,705,984	$20,728,035
ALLL to loans held-in-portfolio [1]	4.06%	9.53%	2.18%	1.57%	5.37%	3.83%

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. There was no allowance on these loans at December 31, 2010.

Table 43.C - Composition of ALLL (2009)

December 31, 2009
			Lease
(Dollars in thousands)	Commercial	Construction	Financing	Mortgage	Consumer	Total

Specific ALLL	$108,769	$162,907	$-	$52,211	$-	$323,887
Impaired loans	$645,513	$841,361	$-	$186,747	$-	$1,673,621
Specific ALLL to impaired loans	16.85%	19.36%	-%	27.96%	-%	19.35%
General ALLL	$328,940	$178,412	$18,558	$102,400	$309,007	$937,317
Loans held-in-portfolio, excluding impaired loans	$12,018,546	$883,012	$675,629	$4,416,498	$4,045,807	$22,039,492
General ALLL to loans held-in-portfolio, excluding impaired loans	2.74%	20.20%	2.75%	2.32%	7.64%	4.25%
Total ALLL	$437,709	$341,319	$18,558	$154,611	$309,007	$1,261,204
Total non-covered loans held-in-portfolio	$12,664,059	$1,724,373	$675,629	$4,603,245	$4,045,807	$23,713,113
ALLL to loans held-in-portfolio	3.46%	19.79%	2.75%	3.36%	7.64%	5.32%

Table 44 details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.

Table 44 - Allocation of the Allowance for Loan Losses

At December 31,
	2011		2010		2009		2008		2007
		% of loans		% of loans		% of loans		% of loans		% of loans
		in each		in each		in each		in each		in each
		category to		category to		category to		category to		category to
(Dollars in millions)	ALLL	total loans	ALLL	total loans	ALLL	total loans	ALLL	total loans	ALLL	total loans
Commercial	$410.3	51.1%	$462.4	55.0%	$437.7	53.4%	$294.6	53.0%	$139.0	48.8%
Construction	13.6	1.5	47.7	2.4	341.3	7.3	170.3	8.6	83.7	6.9
Leasing	4.9	2.8	13.1	2.9	18.6	2.8	22.0	2.9	25.6	3.9
Mortgage	102.3	26.8	70.9	21.8	154.6	19.4	106.3	17.4	70.0	21.7
Consumer	159.3	17.8	199.1	17.9	309.0	17.1	289.6	18.1	230.5	18.7
Total[1]	$690.4	100.0%	$793.2	100.0%	$1,261.2	100.0%	$882.8	100.0%	$548.8	100.0%

[1]Note: For purposes of this table the term loans refers to loans held-in-portfolio excluding covered loans and held-for-sale.

At December 31, 2011, the allowance for loan losses excluding covered loans decreased by approximately $103 million when compared with the same date in the previous year. It represented 3.35% of non-covered loans held-in-portfolio at December 31, 2011, compared with 3.83% at December 31, 2010. This decrease in the allowance for loan losses considers reductions in the Corporation’s general reserves of approximately $148 million, offset by an increase of $45 million in the specific reserves. The decrease in the allowance for loan losses was driven principally by (i) a reduction of $52 million related to the commercial loan portfolio, mainly prompted by a lower portfolio balance and lower net charge-offs at the BPNA reportable segment, as this portfolio continues to reflect signs of improvement in terms of credit performance; (ii) a decrease of $34 million related to the construction loan portfolio, driven by a reduction of $10 million and $24 million at the BPPR and BPNA reportable segments, respectively, due to a lower level of problem loans and net charge-offs at both reportable segments, principally driven by the held-for-sale reclassification that took place during the fourth quarter of 2010 at the BPPR reportable segment; and (iii) a decline of $40 million in the allowance for loan losses for the consumer loan portfolio, as the Corporation’s consumer loan portfolio continues to reflect signs of improvement in terms of credit performance. These decreases were partially offset by an increase in the allowance for loan losses for the mortgage loan portfolio, driven by higher specific reserves on mortgage loan TDRs, due to the intensification of loss mitigation efforts.

93     POPULAR, INC. 2011 ANNUAL REPORT

The Corporation’s recorded investment in loans that were individually evaluated for impairment and their specific allowance for loan losses increased from December 31, 2010 to December 31, 2011 mainly related to consumer and mortgage TDRs.

The allowance for loan losses at December 31, 2010 decreased $468 million compared with December 31, 2009. The decrease was principally related to the commercial and construction loan portfolios mostly due to the loan reclassifications to held-for-sale in Puerto Rico and to charge-offs of previously reserved impaired portions in collateral dependent loans at the BPPR and BPNA reportable segments in 2010. Also, there was a decline in the allowance for loan losses for mortgage loans, which was triggered by the transfer to loans held-for-sale of U.S. non-conventional mortgages, and for the consumer loan portfolio driven by more stable performance trends in certain portfolios combined with portfolio reductions both in the Puerto Rico and the U.S. mainland operations.

The following table presents the Corporation’s recorded investment in loans that were considered impaired and the related valuation allowance at December 31, 2011, 2010, and 2009.

Table 45 - Investment in Loans Considered Impaired and the Related Valuation Allowance

	2011		2010		2009

(In millions)	Recorded Investment[1]	Valuation Allowance[2]	Recorded Investment[1]	Valuation Allowance	Recorded Investment	Valuation Allowance

Impaired loans:
Valuation allowance	$632.9	$59.0	$154.3	$13.8	$1,263.3	$323.9
No valuation allowance required	593.1	-	644.2	-	410.3	-

Total impaired loans	$1,226.0	$59.0	$798.5	$13.8	$1,673.6	$323.9

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes the specific reserve related to covered loans acquired on the Westernbank FDIC-assisted transaction which amounted to $27 million at December 31, 2011.

With respect to the $593 million portfolio of impaired loans for which no allowance for loan losses was required at December 31, 2011, management followed the guidance for specific impairment of a loan. When a loan is impaired, the measurement of the impairment may be based on: (1) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate; (2) the observable market price of the impaired loan; or (3) the fair value of the collateral, if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. The $593 million impaired loans with no valuation allowance were mostly collateral dependent loans in which management performed a detailed analysis based on the fair value of the collateral less estimated costs to sell and determined that the collateral was deemed adequate to cover any losses at December 31, 2011.

Average impaired loans during the years ended December 31, 2011 and December 31, 2010 were $1.1 billion and $1.5 billion, respectively. Average impaired loans for the year ended December 31, 2009 amounted to approximately $1.3 billion. The Corporation recognized interest income on impaired loans of $20.0 million and $21.8 million for the years ended December 31, 2011 and December 31, 2010, respectively. For the year ended December 31, 2009, interest income recognized on impaired loans amounted to $16.9 million.

The following tables set forth the activity in the specific reserves for impaired loans for the years ended December 31, 2011 and 2010.

Table 46. A - Activity in Specific ALLL for the Year Ended December 31, 2011

(In thousands)	Commercial Loans	Construction Loans	Mortgage Loans	Consumer Loans	Leasing	Total

Specific allowance for loan losses at January 1, 2011	$8,550	$216	$5,004	$-	$-	$13,770
Provision for impaired loans	154,691	39,602	11,861	21,347	793	228,294
Net charge-offs	(138,741)	(39,529)	(1,608)	(4,301)	-	(184,179)
Net (write-downs) recoveries	(12,705)	-	13,806	-	-	1,101

Specific allowance for loan losses at December 31, 2011	$11,795	$289	$29,063	$17,046	$793	$58,986

Table 46. B - Activity in Specific ALLL for the Year Ended December 31, 2010

(In thousands)	Commercial Loans	Construction Loans	Mortgage Loans	Total

Specific allowance for loan losses at January 1, 2010	$108,769	$162,907	$52,211	$323,887
Provision for impaired loans	194,338	264,305	146,707	605,350
Net charge-offs	(259,578)	(391,861)	(87,538)	(738,977)
Write-downs	(34,979)	(35,135)	(106,376)	(176,490)

Specific allowance for loan losses at December 31, 2010	$8,550	$216	$5,004	$13,770

For the year ended December 31, 2011, total net charge-offs for individually evaluated impaired loans amounted to approximately $184.2 million, of which $127.0 million pertained to the BPPR reportable segment and $57.2 million to the BPNA reportable segment. Most of these net charge-offs were related to the commercial and construction portfolios. As compared to the year ended December 31, 2010, the decrease in charge-offs for construction loans considered impaired was mainly associated to particular borrowers in the BPPR reportable segment.

The prolonged weakness in the Puerto Rico economy continues to have a negative impact on the Corporation’s credit metrics, particularly real estate related assets. The Corporation, however, has taken actions to materially reduce the exposure to high-risk loan portfolios both in Puerto Rico and in the U.S. mainland operations, including the classification as held-for-sale and subsequent sale of high-risk assets. In the U.S. mainland, overall, the year 2011 signaled the reversal of the severe deterioration in credit quality that started in 2006. The U.S. operations have followed the general credit trends on the mainland demonstrating improvement.

The Corporation requests updated appraisal reports from pre-approved appraisers for loans that are considered impaired, and individually analyzes them following the Corporation’s reappraisal policy. This policy requires updated appraisals for loans secured by real estate (including construction loans) either annually or every two years depending on the total exposure of the borrower. As a general procedure, the Corporation internally reviews appraisals as part of the underwriting and approval process and also for credits considered impaired. Generally, the specialized appraisal review unit of the Corporation’s Credit Risk Management Division internally reviews appraisals following certain materiality benchmarks. In addition to evaluating the reasonability of the appraisal reports, these reviews monitor that appraisals are performed following the Uniform Standards of Professional Appraisal Practice (“USPAP”).

Appraisals may be adjusted due to age or general market conditions. The adjustments applied are based upon internal information, like other appraisals and/or loss severity information that can provide historical trends in the real estate market. Specifically, in commercial and construction impaired loans for the BPPR reportable segment, and depending on the type of property and/or the age of the appraisal, downward adjustments currently range from 10% to 45% (including costs to sell). At December 31, 2011, the weighted average discount rate for the BPPR reportable segment was 23%.

For commercial and construction loans at the BPNA reportable segment, downward adjustments to the collateral value currently range from 30% to 50% depending on the age of the appraisals and the type, location and condition of the property. This discount used was determined based on a study of other real estate owned and loan sale transactions during the past two years, comparing net proceeds received by the bank relative to the most recent appraised value of the properties. However, additional haircuts can be applied depending upon the age of appraisal, the region and the condition of the project. Factors are based on appraisal changes and/or trends in loss severities. Discount rates discussed above include costs to sell and may change from time to time based on market conditions.

95     POPULAR, INC. 2011 ANNUAL REPORT

For mortgage loans secured by residential real estate properties, a current assessment of value is made not later than 180 days past the contractual due date. Any outstanding balance in excess of the estimated value of the collateral property, less estimated costs to sell, is charged-off. For this purpose, the Corporation requests third-party Broker Price Opinion of Value (“BPOs”) of the subject collateral property at least annually. In the case of the mortgage loan portfolio for the BPPR reportable segment, BPOs of the subject collateral properties are currently subject to downward adjustment (cost to sell) of 5%. In the case of the U.S. mortgage loan portfolio, a 30% haircut is taken, which includes costs to sell.

Discount rates discussed above include costs to sell and may change from time to time based on market conditions.

The table that follows presents the approximate amount and percentage of non-covered impaired loans for which the Corporation relied on appraisals dated more than one year old for purposes of impairment requirements at December 31, 2011.

Table 47 - Non-covered Impaired Loans with Appraisals Dated 1 year or Older

December 31, 2011
	Total Impaired Loans – Held-in-portfolio (HIP)
(In thousands)	# of Loans	Outstanding Principal Balance	Impaired Loans with Appraisals Over One- Year Old [1]
Total commercial	391	$ 530,497	39%
Total construction	47	$ 120,580	17%

[1] Based on outstanding balance of total impaired loans.

The percentage of the Corporation’s impaired construction loans that were relied upon “as developed” and “as is” for the period ended December 31, 2011 is presented in the table below.

Table 48 - Impaired Construction Loans Relied Upon “As is” or “As Developed”

December 31, 2011

	“As is”			“As developed”

(In thousands)	Count	Amount in $	As a % of total construction impaired loans HIP	Count	Amount in $	As a % of total construction impaired loans HIP	Average % of completion

Loans held-in-portfolio	28	$56,852	47%	19	$63,728	53%	91%

At December 31, 2011, the Corporation accounted for $64 million impaired construction loans under the “as developed” value. This approach is used since the current plan is that the project will be completed and it reflects the best strategy to reduce potential losses based on the prospects of the project. The costs to complete the project and the related increase in debt are considered an integral part of the individual reserve determination.

Costs to complete are deducted from the subject “as developed” collateral value on impaired construction loans. Impairment determinations are calculated following the collateral dependent method, comparing the outstanding principal balance of the respective impaired construction loan against the expected realizable value of the subject collateral. Realizable values of subject collaterals have been defined as the “as developed” appraised value less costs to complete, costs to sell and discount factors. Costs to complete represent an estimate of the amount of money to be disbursed to complete a particular phase of a construction project. Costs to sell have been determined as a percentage of the subject collateral value, to cover related collateral disposition costs (e.g. legal and commission fees). As discussed previously, discount factors may be applied to the appraised amounts due to age or general market conditions.

Allowance for loan losses – Covered loan portfolio

The Corporation’s allowance for loan losses at December 31, 2011 includes $125 million related to the covered loan portfolio acquired in the Westernbank FDIC-assisted transaction. This allowance covers the estimated credit loss exposure related to: (i) acquired loans accounted for under ASC Subtopic 310-30, which required an allowance for loan losses of $83 million at year end; and (ii) acquired loans accounted for under ASC Subtopic 310-20, which required an allowance for loan losses of $42 million. Decreases in expected cash flows after the acquisition date for loans (pools) accounted for under ASC Subtopic 310-30 are recognized by recording an allowance for loan losses in the current period. For purposes of loans accounted for under ASC Subtopic 310-20 and new loans originated as a result of loan commitments assumed, the Corporation’s assessment of the allowance for loan losses is determined in accordance with the accounting guidance of loss contingencies in ASC Subtopic 450-20 (general reserve for inherent losses) and loan impairment guidance in ASC Section 310-10-35 for loans individually evaluated for impairment. Concurrently, the Corporation records an increase in the FDIC loss share asset for the expected reimbursement from the FDIC under the loss sharing agreements.

Enterprise Risk and Operational Risk Management

The Financial and Operational Risk Management Division (the “FORM Division”) is responsible for overseeing the implementation of the Enterprise Risk Management (ERM) framework, as well as developing and overseeing the implementation of risk programs and reporting that facilitate a broad integrated view of risks. The FORM Division also leads the ongoing development of a strong risk management culture and the framework, policies and committees that support effective risk governance. For new products and initiatives, the FORM and Compliance Divisions have put in place processes to ensure that an appropriate standard readiness assessment is performed before launching a new product or initiative. Similar procedures are followed with the Treasury Division for transactions involving the purchase and sale of assets.

Operational risk can manifest itself in various ways, including errors, fraud, cyber attacks, business interruptions, inappropriate behavior of employees, and failure to perform in a timely manner, among others. These events can potentially result in financial losses and other damages to the Corporation, including reputational harm. The successful management of operational risk is particularly important to a diversified financial services company like Popular because of the nature, volume and complexity of its various businesses.

To monitor and control operational risk and mitigate related losses, the Corporation maintains a system of comprehensive policies and controls. The Corporation’s Operational Risk Committee (ORCO), which is composed of senior level representatives from the business lines and corporate functions, provides executive oversight to facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Corporation. The FORM Division, within the Corporation’s Risk Management Group, serves as ORCO’s operating arm and is responsible for establishing baseline processes to measure, monitor, limit and manage operational risk. In addition, the Auditing Division provides oversight about policy compliance and ensures adequate attention is paid to correct the identified issues.

Operational risks fall into two major categories: business specific and corporate-wide affecting all business lines. The primary responsibility for the day-to-day management of business specific risks relies on business unit managers. Accordingly, business unit managers are responsible for ensuring that appropriate risk containment measures, including corporate-wide or business segment specific policies and procedures, controls and monitoring tools, are in place to minimize risk occurrence and loss exposures. Examples of these include personnel management practices, data reconciliation processes, transaction processing monitoring and analysis and contingency plans for systems interruptions. To manage corporate-wide risks, specialized functions, such as Legal, Information Security, Business Continuity, and Finance and Compliance, among others, assist the business units in the development and implementation of risk management practices specific to the needs of the individual businesses.

Operational risk management plays a different role in each category. For business specific risks, the FORM Division works with the segments to ensure consistency in policies, processes, and assessments. With respect to corporate-wide risks, such as information security, business continuity, legal and compliance, the risks are assessed and a consolidated corporate view is developed and communicated to the business level. Procedures exist that are designed to ensure that policies relating to conduct, ethics, and business practices are followed. We continually monitor the system of internal controls, data processing systems, and corporate-wide processes and procedures to manage operational risk at appropriate, cost-effective levels. An additional level of review is applied to current and potential regulation and its impact on business processes, to ensure that appropriate controls are put in place to address regulation requirements. Today’s threats to customer information and information systems are complex, more wide spread, continually emerging, and increasing at a rapid pace. The Corporation continues to invest in better tools and processes in all key security areas, including cybersecurity; and monitors these threats with increased rigor and focus.

97     POPULAR, INC. 2011 ANNUAL REPORT

ADOPTION OF NEW ACCOUNTING STANDARDS AND ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS

FASB Accounting Standards Update 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, (“ASU 2011-12”)

The FASB issued ASU 2011-12 in December 2011, which defers indefinitely the new requirement in ASU 2011-05 to present components of reclassification adjustments out of accumulated other comprehensive income on the face of the income statement by income statement line item.

All other requirements in ASU 2011-05 are not affected by this update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011.

The provisions of this guidance impact presentation disclosure only and will not have an impact on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”)

The FASB issued ASU 2011-11 in December 2011. The amendments in this ASU require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. To meet this objective, entities with financial instruments and derivatives that are either offset on the balance sheet or subject to a master netting arrangement or similar arrangement shall disclose the following quantitative information separately for assets and liabilities in tabular format: a) gross amounts of recognized assets and liabilities; b) amounts offset to determine the net amount presented in the balance sheet; c) net amounts presented in the balance sheet; d) amounts subject to an enforceable master netting agreement or similar arrangement not otherwise included in (b), including: amounts related to recognized financial instruments and other derivatives instruments if either management makes an accounting election not to offset or the amounts do not meet the guidance in ASC Section 210-20-45 or ASC Section 815-10-45, and also amounts related to financial collateral (including cash collateral); and e) the net amount after deducting the amounts in (d) from the amounts in (c).

In addition to these tabular disclosures, entities are required to provide a description of the setoff rights associated with assets and liabilities subject to an enforceable master netting arrangement.

An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented.

The provisions of this guidance impact presentation disclosure only and will not have an impact on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2011-10, Property, Plant, and Equipment (Topic 360): Derecognition of in Substance Real Estate-a Scope Clarification (“ASU 2011-10”)

The FASB issued ASU 2011-10 in December 2011. The objective of this ASU is to resolve the diversity in practice about whether the guidance in ASC Subtopic 360-20, “Property, Plant, and Equipment -- Real Estate Sales” applies to a parent that ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt. ASU 2011-10 provides that when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in ASC Subtopic 360-20 to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest under ASC Subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt.

ASU 2011-10 should be applied on a prospective basis to deconsolidation events occurring after the effective date; with prior periods not adjusted even if the reporting entity has continuing involvement with previously derecognized in substance real estate entities. For public entities, ASU 2011-10 is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted; however, the Corporation is not early adopting this ASU.

The adoption of this guidance will not have a material effect on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”)

The FASB issued Accounting Standards Update (“ASU”) No. 2011-08 in September 2011. ASU 2011-08 is intended to simplify how entities test goodwill for impairment. ASU 2011-08 permits an entity the option to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC Topic 350, Intangibles-Goodwill and Other. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. The previous guidance under ASC Topic 350 required an entity to test goodwill for impairment, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, including goodwill (step one). If the fair value of a reporting unit is less than its carrying amount, then the second step of the test must be performed to measure the amount of the impairment loss, if any. Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

This ASU also removes the guidance that permitted the entities to carry forward the calculation of the fair value of the reporting unit from one year to the next if certain conditions are met. In addition, the new qualitative indicators replace those currently used to determine whether an interim goodwill impairment test is required. These indicators are also applicable for assessing whether to perform step two for reporting units with zero or negative carrying amounts.

ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption was permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period had not yet been issued. The Corporation did not elect to adopt early the provisions of this ASU.

The provisions of this guidance simplify how entities test for goodwill impairment and will not have an impact on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”)

The FASB issued ASU 2011-05 in June 2011. The amendment of this ASU allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. However, the requirement to present components of reclassification adjustments out of accumulated other comprehensive income on the face of the income statement by income statement line item has been deferred indefinitely by ASU 2011-12 as mentioned above. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments to the Codification in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This ASU also does not change the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, with one amount shown for the aggregate income tax expense or benefit related to the total of other comprehensive income items.

The amendments of this guidance are effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2011. ASU 2011-05 should be applied retrospectively. Early adoption is permitted.

The provisions of this guidance impact presentation disclosure only and will not have an impact on the Corporation’s consolidated financial statements.

99     POPULAR, INC. 2011 ANNUAL REPORT

FASB Accounting Standards Update 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”)

The FASB issued ASU 2011-04 in May 2011. The amendment of this ASU provides a consistent definition of fair value between U.S. GAAP and International Financial Reporting Standards (“IFRS”). The ASU modifies some fair value measurement principles and disclosure requirements including the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, measuring the fair value of financial instruments that are managed within a portfolio, application of premiums and discounts in a fair value measurement, disclosing quantitative information about unobservable inputs used in Level 3 fair value measurements, and other additional disclosures about fair value measurements.

The new guidance is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively and early application is not permitted.

The adoption of this guidance is not expected to have a material effect on the consolidated financial statements.

FASB Accounting Standards Update 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements (“ASU 2011-03”)

The FASB issued ASU 2011-03 in April 2011. The amendment of this ASU affects all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The ASU modifies the criteria for determining when these transactions would be accounted for as financings (secured borrowings/lending agreements) as opposed to sales (purchases) with commitments to repurchase (resell). This ASU does not affect other transfers of financial assets. ASC Topic 860 prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repo agreements. That determination is based, in part, on whether the entity has maintained effective control over transferred financial assets.

Specifically, the amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets.

The new guidance is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early application is not permitted.

The adoption of this guidance is not expected to have a material effect on the consolidated financial statements.

FASB Accounting Standards Update 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“ASU 2011-02”)

The FASB issued ASU 2011-02 in April 2011. This ASU clarifies which loan modifications constitute troubled debt restructurings. It is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings.

The new guidance required creditors to evaluate modifications and restructurings of receivables using a more principles-based approach. This update clarifies the existing guidance on whether (1) the creditor has granted a concession and (2) whether the debtor is experiencing financial difficulties. Specifically, ASU 2011-02 (1) provides additional guidance on determining whether a creditor has granted a concession, including guidance on collection of all amounts due, receipt of additional collateral or guarantees from the debtor, and restructuring the debt at a below-market rate; (2) includes examples for creditors to determine whether an insignificant delay in payment is considered a concession; (3) prohibits creditors from using the borrower’s effective rate test in ASC Subtopic 470-50 to evaluate whether a concession has been granted to the borrower; (4) adds factors for creditors to use to determine whether the debtor is experiencing financial difficulties; and (5) ends the deferral of the additional disclosures about TDR activities required by ASU 2010-20 and requires public companies to begin providing these disclosures in the period of adoption.

For public companies, the new guidance was effective for interim and annual periods beginning on or after June 15, 2011, and applied retrospectively to restructurings occurring on or after the beginning of the fiscal year of adoption. Early application was permitted. For purposes of measuring impairment for receivables that are newly considered impaired under the new guidance, an entity was required to apply the amendments prospectively in the first period of adoption and disclose the total amount of receivables and the allowance for credit losses as of the end of the period of adoption.

The Corporation adopted this guidance in the third quarter of 2011. Refer to Note 11 to the consolidated financial statements for the impact of the adoption of this ASU and the new disclosure requirements.

Statistical Summary 2007-2011

Statements of Financial Condition

	At December 31,
(In thousands)	2011	2010	2009	2008	2007

Assets
Cash and due from banks	$535,282	$452,373	$677,330	$784,987	$818,825

Money market investments:
Federal funds sold and securities purchased under agreements to resell	327,668	181,961	452,932	519,218	883,686
Time deposits with other banks	1,048,506	797,334	549,865	275,436	123,026

Total money market investments	1,376,174	979,295	1,002,797	794,654	1,006,712

Trading account securities, at fair value	436,331	546,713	462,436	645,903	767,955
Investment securities available-for-sale, at fair value	5,009,823	5,236,852	6,694,714	7,924,487	8,515,135
Investment securities held-to-maturity, at amortized cost	125,383	122,354	212,962	294,747	484,466
Other investment securities, at lower of cost or realizable value	179,880	163,513	164,149	217,667	216,584
Loans held-for-sale, at lower of cost or fair value	363,093	893,938	90,796	536,058	1,889,546

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	20,703,192	20,834,276	23,827,263	25,857,237	28,203,566
Loans covered under loss sharing agreements with the FDIC	4,348,703	4,836,882	-	-	-
Less – Unearned income	100,596	106,241	114,150	124,364	182,110
Allowance for loan losses	815,308	793,225	1,261,204	882,807	548,832

Total loans held-in-portfolio, net	24,135,991	24,771,692	22,451,909	24,850,066	27,472,624

FDIC loss share asset	1,915,128	2,410,219	-	-	-
Premises and equipment, net	538,486	545,453	584,853	620,807	588,163
Other real estate not covered under loss sharing agreements with the FDIC	172,497	161,496	125,483	89,721	81,410
Other real estate covered under loss sharing agreements with the FDIC	109,135	57,565	-	-	-
Accrued income receivable	125,209	150,658	126,080	156,227	216,114
Mortgage servicing assets, at fair value	151,323	166,907	169,747	176,034	191,624
Other assets	1,462,393	1,449,887	1,324,917	1,119,869	1,462,015
Goodwill	648,350	647,387	604,349	605,792	630,761
Other intangible assets	63,954	58,696	43,803	53,163	69,503
Assets from discontinued operations	-	-	-	12,587	-

Total assets	$37,348,432	$38,814,998	$34,736,325	$38,882,769	$44,411,437

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$5,655,474	$4,939,321	$4,495,301	$4,293,553	$4,510,789
Interest bearing	22,286,653	21,822,879	21,429,593	23,256,652	23,823,689

Total deposits	27,942,127	26,762,200	25,924,894	27,550,205	28,334,478

Federal funds purchased and assets sold under agreements to repurchase	2,141,097	2,412,550	2,632,790	3,551,608	5,437,265
Other short-term borrowings	296,200	364,222	7,326	4,934	1,501,979
Notes payable	1,856,372	4,170,183	2,648,632	3,386,763	4,621,352
Other liabilities	1,193,883	1,305,312	983,866	1,096,338	934,481
Liabilities from discontinued operations	-	-	-	24,557	-

Total liabilities	33,429,679	35,014,467	32,197,508	35,614,405	40,829,555

Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	1,483,525	186,875
Common stock	10,263	10,229	6,395	1,773,792	1,761,908
Surplus	4,114,661	4,094,005	2,804,238	621,879	568,184
(Accumulated deficit) retained earnings	(212,726)	(347,328)	(292,752)	(374,488)	1,319,467
Treasury stock – at cost	(1,057)	(574)	(15)	(207,515)	(207,740)
Accumulated other comprehensive loss, net of tax	(42,548)	(5,961)	(29,209)	(28,829)	(46,812)

Total stockholders’ equity	3,918,753	3,800,531	2,538,817	3,268,364	3,581,882

Total liabilities and stockholders’ equity	$37,348,432	$38,814,998	$34,736,325	$38,882,769	$44,411,437

101     POPULAR, INC. 2011 ANNUAL REPORT

Statistical Summary 2007-2011

Statements of Operations

	For the years ended December 31,

(In thousands)	2011	2010	2009	2008	2007

Interest income:
Loans	$1,694,357	$1,676,734	$1,519,249	$1,868,462	$2,046,437
Money market investments	3,596	5,384	8,570	17,982	25,190
Investment securities	203,941	238,210	291,988	343,568	441,608
Trading account securities	35,607	27,918	35,190	44,111	39,000

Total interest income	1,937,501	1,948,246	1,854,997	2,274,123	2,552,235
Less - Interest expense	505,509	653,381	753,744	994,919	1,246,577

Net interest income	1,431,992	1,294,865	1,101,253	1,279,204	1,305,658
Provision for loan losses	575,720	1,011,880	1,405,807	991,384	341,219

Net interest income after provision for loan losses	856,272	282,985	(304,554)	287,820	964,439

Net gain on sale and valuation adjustments of investment securities	10,844	3,992	219,546	69,716	100,869
Trading account profit	5,897	16,404	39,740	43,645	37,197
Net (loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(2,177)	(56,139)	(35,060)	6,018	60,046
FDIC loss share income (expense)	66,791	(25,751)	-	-	-
Fair value change in equity appreciation instrument	8,323	42,555	-	-	-
Gain on sale of processing and technology business	-	640,802	-	-	-
All other operating income	470,599	666,330	672,275	710,595	675,583

Total non-interest income	560,277	1,288,193	896,501	829,974	873,695

Operating expenses:
Personnel costs	453,370	514,198	533,263	608,465	620,760
All other operating expenses	696,927	811,349	620,933	728,263	924,702

Total operating expenses	1,150,297	1,325,547	1,154,196	1,336,728	1,545,462

Income (loss) from continuing operations, before income tax	266,252	245,631	(562,249)	(218,934)	292,672
Income tax expense (benefit)	114,927	108,230	(8,302)	461,534	90,164

Income (loss) from continuing operations	$151,325	$137,401	$(553,947)	$(680,468)	$202,508
Loss from discontinued operations, net of income tax	-	-	(19,972)	(563,435)	(267,001)

Net Income (Loss)	$151,325	$137,401	$(573,919)	$(1,243,903)	$(64,493)

Net Income (Loss) Applicable to Common Stock	$147,602	$(54,576)	$97,377	$(1,279,200)	$(76,406)

Statistical Summary 2007-2011

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*

		2011			2010			2009

(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Assets
Interest earning assets:
Money market investments	$1,152,014	$3,597	0.31%	$1,539,046	$5,384	0.35%	$1,183,209	$8,573	0.72%

U.S. Treasury securities	50,971	1,502	2.95	80,740	1,527	1.89	70,308	3,452	4.91
Obligations of U.S. Government sponsored entities	1,180,680	49,781	4.22	1,473,227	54,748	3.72	1,977,460	103,303	5.22
Obligations of Puerto Rico, States and political subdivisions	139,847	8,972	6.42	228,291	11,171	4.89	342,479	22,048	6.44
Collateralized mortgage obligations and mortgage-backed securities	3,896,743	148,884	3.82	4,340,545	160,632	3.70	4,757,407	200,616	4.22
Other	226,033	13,326	5.90	176,766	10,576	5.98	301,649	15,046	4.99

Total investment securities	5,494,274	222,465	4.05	6,299,569	238,654	3.79	7,449,303	344,465	4.62

Trading account securities	667,277	38,850	5.82	493,628	32,333	6.55	614,827	40,771	6.63

Non-covered loans	21,004,406	1,301,426	6.20	22,456,846	1,377,871	6.14	24,836,067	1,540,918	6.20
Covered loans	4,613,361	412,678	8.95	3,364,932	303,096	9.01

Total loans (net of unearned income)	25,617,767	1,714,104	6.69	25,821,778	1,680,967	6.51	24,836,067	1,540,918	6.20

Total interest earning assets/Interest income	$32,931,332	$1,979,016	6.01%	$34,154,021	$1,957,338	5.73%	$34,083,406	$1,934,727	5.68%

Total non-interest earning assets	5,134,936			4,224,945			2,478,103

Total assets from continuing operations	$38,066,268			$38,378,966			$36,561,509

Total assets from discontinued operations							7,861

Total assets	$38,066,268			$38,378,966			$36,569,370

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$11,525,060	$68,531	0.59%	$10,951,331	$93,796	0.86%	$10,342,100	$107,355	1.04%
Time deposits	10,919,907	200,956	1.84	10,967,033	257,085	2.34	12,192,824	393,906	3.23
Short-term borrowings	2,629,979	55,258	2.10	2,400,653	60,278	2.51	2,887,727	69,357	2.40
Notes payable	1,834,915	148,603	8.10	2,293,878	183,701	8.01	2,945,169	183,126	6.22
Note issued to the FDIC	1,381,981	32,161	2.33	2,753,490	58,521	2.13

Total interest bearing liabilities/Interest expense	28,291,842	505,509	1.79	29,366,385	653,381	2.22	28,367,820	753,744	2.66

Total non-interest bearing liabilities	6,041,590			5,753,414			5,338,848

Total liabilities from continuing operations	34,333,432			35,119,799			33,706,668

Total liabilities from discontinued operations							10,637

Total liabilities	34,333,432			35,119,799			33,717,305

Stockholders’ equity	3,732,836			3,259,167			2,852,065

Total liabilities and stockholders’ equity	$38,066,268			$38,378,966			$36,569,370

Net interest income on a taxable equivalent basis		$1,473,507			$1,303,957			$1,180,983

Cost of funding earning assets			1.54%			1.91%			2.21%

Net interest margin			4.47%			3.82%			3.47%

Effect of the taxable equivalent adjustment		41,515			9,092			79,730

Net interest income per books		$1,431,992			$1,294,865			$1,101,253

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

103     POPULAR, INC. 2011 ANNUAL REPORT

Statistical Summary 2007-2011

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis

	2008			2007

(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Assets
Interest earning assets:
Money market investments	$699,922	$18,790	2.68%	$513,704	$26,565	5.17%

U.S. Treasury securities	463,268	21,934	4.73	498,232	21,164	4.25
Obligations of U.S. Government sponsored entities	4,793,935	243,709	5.08	6,294,489	310,632	4.93
Obligations of Puerto Rico, States and political subdivisions	254,952	16,760	6.57	185,035	12,546	6.78
Collateralized mortgage obligations and mortgage-backed securities	2,411,171	114,810	4.76	2,575,941	148,620	5.77
Other	266,306	14,952	5.61	273,558	14,085	5.15

Total investment securities	8,189,632	412,165	5.03	9,827,255	507,047	5.16

Trading account securities	664,907	47,909	7.21	652,636	40,408	6.19

Non-covered loans	26,471,616	1,888,786	7.14	25,380,548	2,068,078	8.15
Covered loans

Total loans (net of unearned income)	26,471,616	1,888,786	7.14	25,380,548	2,068,078	8.15

Total interest earning assets/Interest income	$36,026,077	$2,367,650	6.57%	$36,374,143	$2,642,098	7.26%

Total non-interest earning assets	3,417,397			3,054,948

Total assets from continuing operations	$39,443,474			$39,429,091

Total assets from discontinued operations	1,480,543			7,675,844

Total assets	$40,924,017			$47,104,935

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$10,548,563	$177,729	1.68%	$10,126,956	$226,924	2.24%
Time deposits	12,795,436	522,394	4.08	11,398,715	538,869	4.73
Short-term borrowings	5,115,166	168,070	3.29	8,315,502	424,530	5.11
Notes payable	2,263,272	126,726	5.60	1,041,410	56,254	5.40
Note issued to the FDIC

Total interest bearing liabilities/Interest expense	30,722,437	994,919	3.24	30,882,583	1,246,577	4.04

Total non-interest bearing liabilities	4,966,820			4,825,029

Total liabilities from continuing operations	35,689,257			35,707,612

Total liabilities from discontinued operations	1,876,465			7,535,897

Total liabilities	37,565,722			43,243,509

Stockholders’ equity	3,358,295			3,861,426

Total liabilities and stockholders’ equity	$40,924,017			$47,104,935

Net interest income on a taxable equivalent basis		$1,372,731			$1,395,521

Cost of funding earning assets			2.76%			3.43%

Net interest margin			3.81%			3.83%

Effect of the taxable equivalent adjustment		93,527			89,863

Net interest income per books		$1,279,204			$1,305,658

Statistical Summary 2010-2011

Quarterly Financial Data

	2011				2010

(In thousands, except per common share information)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Summary of Operations
Interest income	$453,393	$491,758	$506,899	$485,451	$507,199	$521,435	$492,417	$427,195
Interest expense	108,613	122,447	132,357	142,092	152,624	164,657	177,822	158,278

Net interest income	344,780	369,311	374,542	343,359	354,575	356,778	314,595	268,917
Provision for loan losses	179,808	176,276	144,317	75,319	354,409	215,013	202,258	240,200
Net gain (loss) on sale and valuation adjustments of investment securities	2,800	8,134	(90)	-	(218)	3,732	397	81
Trading account profit (loss)	2,610	2,912	874	(499)	8,303	5,860	2,464	(223)
Gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	16,135	20,294	(12,782)	7,244	1,478	4,250	5,078	5,068
Adjustments (expense) to indemnity reserves on loans sold	(3,481)	(10,285)	(9,454)	(9,848)	(34,511)	(5,823)	(14,389)	(17,290)
FDIC loss share income (expense)	17,447	(5,361)	38,670	16,035	(3,046)	(7,668)	(15,037)	-
Fair value change in equity appreciation instrument	-	-	578	7,745	7,520	10,641	24,394	-
Gain on sale of processing and technology business	-	-	-	-	-	640,802	-	-
Other non-interest income	113,848	106,696	106,364	143,691	126,080	174,100	195,920	170,230
Operating expenses	311,093	282,355	281,800	275,049	344,677	371,541	328,416	280,913

Income (loss) before income tax	3,238	33,070	72,585	157,359	(238,905)	596,118	(17,252)	(94,330)
Income tax expense (benefit)	263	5,537	(38,100)	147,227	(11,764)	102,032	27,237	(9,275)

Net income (loss)	$2,975	$27,533	$110,685	$10,132	$(227,141)	$494,086	$(44,489)	$(85,055)

Net income (loss) applicable to common stock	$2,044	$26,602	$109,754	$9,202	$(227,451)	$494,086	$(236,156)	$(85,055)

Net income (loss) per common share - basic and diluted:	$-	$0.03	$0.11	$0.01	$(0.22)	$0.48	$(0.28)	$(0.13)

Selected Average Balances
(In millions)
Total assets	$36,744	$37,994	$38,781	$38,770	$39,427	$40,274	$39,817	$33,916
Loans	25,205	25,499	25,830	25,946	26,784	27,041	26,066	23,345
Interest earning assets	31,840	33,039	33,447	33,415	34,438	35,240	35,405	31,489
Deposits	27,524	27,562	27,644	27,279	27,144	27,111	26,783	25,541
Interest-bearing liabilities	26,866	28,142	29,086	29,100	29,357	30,932	30,888	26,237

Selected Ratios
Return on assets	0.03%	0.29%	1.14%	0.11%	(2.29)%	4.87%	(0.45) %	(1.02)%
Return on equity	0.21	2.81	12.02	1.05	(23.51)	56.94	(6.17)	(14.56)

Note: Because each reporting period stands on its own the sum of the net income (loss) per common share for the quarters is not equal to the net income (loss) per common share for the years ended December 31, 2011 and 2010. In 2010, this was principally influenced by the issuance of over 383 million new shares of common stock as part of the depository shares issuance that occurred during May 2010. This event impacted significantly the weighted average common shares considered in the computation.

105     POPULAR, INC. 2011 ANNUAL REPORT

Management’s Report to Stockholders

To Our Stockholders:

Management’s Assessment of Internal Control Over Financial Reporting

The management of Popular, Inc. (the Corporation) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a - 15(f) and 15d - 15(f) under the Securities Exchange Act of 1934 and for our assessment of internal control over financial reporting. The Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America, and includes controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). The Corporation’s internal control over financial reporting includes those policies and procedures that:

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

The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2011. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2011 based on the criteria referred to above.

The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, has audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2011, as stated in their report dated February 29, 2012 which appears herein.

Richard L. Carrión	Jorge A. Junquera
Chairman of the Board,	Senior Executive Vice President
President and Chief Executive Officer	and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Popular, Inc.

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report to Stockholders. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

107     POPULAR, INC. 2011 ANNUAL REPORT

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICEWATERHOUSECOOPERS LLP

San Juan, Puerto Rico

February 29, 2012

CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)

License No. 216 Expires Dec. 1, 2013

Stamp E16077 of the P.R.

Society of Certified Public

Accountants has been affixed

to the file copy of this report.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,

(In thousands, except share information)	2011	2010

Assets
Cash and due from banks	$535,282	$452,373

Money market investments:
Federal funds sold	75,000	16,110
Securities purchased under agreements to resell	252,668	165,851
Time deposits with other banks	1,048,506	797,334

Total money market investments	1,376,174	979,295

Trading account securities, at fair value:
Pledged securities with creditors’ right to repledge	402,591	492,183
Other trading securities	33,740	54,530
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	1,737,868	2,031,123
Other investment securities available-for-sale	3,271,955	3,205,729
Investment securities held-to-maturity, at amortized cost (fair value 2011 – $125,254; 2010 - $120,873)	125,383	122,354
Other investment securities, at lower of cost or realizable value (realizable value 2011 - $181,583; 2010 - $165,233)	179,880	163,513
Loans held-for-sale, at lower of cost or fair value	363,093	893,938

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	20,703,192	20,834,276
Loans covered under loss sharing agreements with the FDIC	4,348,703	4,836,882
Less – Unearned income	100,596	106,241
Allowance for loan losses	815,308	793,225

Total loans held-in-portfolio, net	24,135,991	24,771,692

FDIC loss share asset	1,915,128	2,410,219
Premises and equipment, net	538,486	545,453
Other real estate not covered under loss sharing agreements with the FDIC	172,497	161,496
Other real estate covered under loss sharing agreements with the FDIC	109,135	57,565
Accrued income receivable	125,209	150,658
Mortgage servicing assets, at fair value	151,323	166,907
Other assets	1,462,393	1,449,887
Goodwill	648,350	647,387
Other intangible assets	63,954	58,696

Total assets	$37,348,432	$38,814,998

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$5,655,474	$4,939,321
Interest bearing	22,286,653	21,822,879

Total deposits	27,942,127	26,762,200

Assets sold under agreements to repurchase	2,141,097	2,412,550
Other short-term borrowings	296,200	364,222
Notes payable	1,856,372	4,170,183
Other liabilities	1,193,883	1,305,312

Total liabilities	33,429,679	35,014,467

Commitments and contingencies (See Note 27)

Stockholders’ equity:
Preferred stock, 30,000,000 shares authorized; 2,006,391 shares issued and outstanding in both periods presented	50,160	50,160
Common stock, $0.01 par value; 1,700,000,000 shares authorized in both periods presented; 1,026,346,396 shares issued (2010 – 1,022,929,158) and 1,025,904,567 shares outstanding (2010 – 1,022,727,802)	10,263	10,229
Surplus	4,114,661	4,094,005
Accumulated deficit	(212,726)	(347,328)
Treasury stock – at cost, 441,829 shares (2010 – 201,356)	(1,057)	(574)
Accumulated other comprehensive loss, net of tax	(42,548)	(5,961)

Total stockholders’ equity	3,918,753	3,800,531

Total liabilities and stockholders’ equity	$37,348,432	$38,814,998

The accompanying notes are an integral part of these consolidated financial statements.

109     POPULAR, INC. 2011 ANNUAL REPORT

POPULAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In thousands, except per share information)	2011	2010	2009

Interest income:
Loans	$1,694,357	$1,676,734	$1,519,249
Money market investments	3,596	5,384	8,570
Investment securities	203,941	238,210	291,988
Trading account securities	35,607	27,918	35,190

Total interest income	1,937,501	1,948,246	1,854,997

Interest expense:
Deposits	269,487	350,881	501,262
Short-term borrowings	55,258	60,278	69,357
Long-term debt	180,764	242,222	183,125

Total interest expense	505,509	653,381	753,744

Net interest income	1,431,992	1,294,865	1,101,253
Provision for loan losses	575,720	1,011,880	1,405,807

Net interest income after provision for loan losses	856,272	282,985	(304,554)

Service charges on deposit accounts	184,940	195,803	213,493
Other service fees	239,720	377,504	394,187
Net gain on sale and valuation adjustments of investment securities	10,844	3,992	219,546
Trading account profit	5,897	16,404	39,740
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	30,891	15,874	5,151
Adjustments (expense) to indemnity reserves on loans sold	(33,068)	(72,013)	(40,211)
FDIC loss share income (expense)	66,791	(25,751)	-
Fair value change in equity appreciation instrument	8,323	42,555	-
Gain on sale of processing and technology business	-	640,802	-
Other operating income	45,939	93,023	64,595

Total non-interest income	560,277	1,288,193	896,501

Operating expenses:
Personnel costs	453,370	514,198	533,263
Net occupancy expenses	102,319	116,203	111,035
Equipment expenses	43,840	85,851	101,530
Other taxes	51,885	50,608	52,605
Professional fees	194,942	166,105	111,287
Communications	27,115	38,905	46,264
Business promotion	55,067	46,671	38,872
FDIC deposit insurance	93,728	67,644	76,796
Loss (gain) on early extinguishment of debt	8,693	38,787	(78,300)
Other real estate owned (OREO) expenses	21,778	46,789	25,800
Other operating expenses	87,906	144,613	125,562
Amortization of intangibles	9,654	9,173	9,482

Total operating expenses	1,150,297	1,325,547	1,154,196

Income (loss) from continuing operations, before income tax	266,252	245,631	(562,249)
Income tax expense (benefit)	114,927	108,230	(8,302)

Income (loss) from continuing operations	$151,325	$137,401	$(553,947)
Loss from discontinued operations, net of income tax	-	-	(19,972)

Net Income (Loss)	$151,325	$137,401	$(573,919)

Net Income (Loss) Applicable to Common Stock	$147,602	$(54,576)	$97,377

Net Income per Common Share – Basic
Net income (loss) from continuing operations	$0.14	$(0.06)	$0.29
Net loss from discontinued operations	-	-	(0.05)

Net income (loss) per common share - basic	$0.14	$(0.06)	$0.24

Net Income per Common Share – Diluted
Net income (loss) from continuing operations	0.14	$(0.06)	$0.29
Net loss from discontinued operations	-	-	(0.05)

Net income (loss) per common share - diluted	$0.14	$(0.06)	$0.24

Dividends Declared per Common Share	$-	$-	$0.02

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)	Common stock, including treasury stock	Preferred stock		Surplus		Accumulated deficit	Accumulated other comprehensive loss	Total

Balance at December 31, 2008	$1,566,277	$1,483,525		$621,879		$(374,488)	$(28,829)	$3,268,364
Net loss						(573,919)		(573,919)
Exchange of preferred stock for trust preferred securities issued		(901,165)				485,280[2 ]		(415,885)
Issuance of common stock in
exchange of preferred stock	1,717	(536,715)		291,974		230,388[2 ]		(12,636)
Issuance of common stock in connection with early extinguishment of debt	1,858			315,794				317,652
Accretion of discount		4,515 [1	]			(4,515)[1 ]		-
Issuance costs				556 [3	]			556
Stock options expense on unexercised options, net of forfeitures				202				202
Change in par value	(1,689,389)[4 ]			1,689,389 [4	]			-
Dividends declared:
Common stock						(5,641)		(5,641)
Preferred stock						(39,857)		(39,857)
Common stock reissuance	378							378
Common stock purchases	(17)							(17)
Treasury stock retired	125,556			(125,556)				-
Other comprehensive loss, net of tax							(380)	(380)
Transfer to statutory reserve				10,000		(10,000)		-

Balance at December 31, 2009	$6,380	$50,160		$2,804,238		$(292,752)	$(29,209)	$2,538,817

Net income						137,401		137,401
Issuance of stock	1	1,150,000 [5	]	152				1,150,153
Issuance of common stock upon conversion of preferred stock	3,833 [5]	(1,150,000)[5	]	1,337,834[5	]			191,667
Issuance costs				(48,227)[6	]			(48,227)
Tax effect from shared-based compensation				8				8
Dividends declared:
Preferred stock						(310)		(310)
Deemed dividend on preferred stock						(191,667)		(191,667)
Common stock purchases	(559)							(559)
Other comprehensive income, net of tax							23,248	23,248

Balance at December 31, 2010	$9,655	$50,160		$4,094,005		$(347,328)	$(5,961)	$3,800,531

Net income						151,325		151,325
Issuance of stock	34			7,656				7,690
Dividends declared:
Preferred stock						(3,723)		(3,723)
Common stock purchases	(483)							(483)
Other comprehensive loss, net of tax							(36,587)	(36,587)
Transfer to statutory reserve				13,000		(13,000)		-

Balance at December 31, 2011	$9,206	$50,160		$4,114,661		$(212,726)	$(42,548)	$3,918,753

[1]	Accretion of preferred stock discount - 2008 Series C Preferred Stock.

[2]	Excess of carrying amount of preferred stock exchanged over fair value of new trust preferred securities and common stock issued.

[3]	Net of issuance costs of preferred stock exchanged and issuance costs related to exchange and issuance of new common stock.

[4]	Change in par value from $6.00 to $0.01 (not in thousands).

[5]	Issuance and subsequent conversion of depositary shares representing interests in shares of contingent convertible non-cumulative preferred stock, Series D, into common stock.

[6]	Issuance costs related to issuance and conversion of depository shares (Preferred Stock - Series D).

111     POPULAR, INC. 2011 ANNUAL REPORT

	Year ended December 31,

Disclosure of changes in number of shares:	2011	2010	2009

Preferred Stock:
Balance at beginning of year	2,006,391	2,006,391	24,410,000
Issuance of stock	-	1,150,000 [1]	-
Exchange of stock	-	-	(22,403,609)[2]
Conversion of stock	-	(1,150,000)[1]	-

Balance at end of year	2,006,391	2,006,391	2,006,391

Common Stock – issued:
Balance at beginning of year	1,022,929,158	639,544,895	295,632,080
Issuance of stock	3,417,238	50,930	357,510,076 [3]
Issuance of stock upon conversion of preferred stock	-	383,333,333 [1]	-
Treasury stock retired	-	-	(13,597,261)

Balance at end of year	1,026,346,396	1,022,929,158	639,544,895
Treasury stock	(441,829)	(201,356)	(4,790)

Common Stock – Outstanding	1,025,904,567	1,022,727,802	639,540,105

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

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
(In thousands)	2011	2010	2009

Net income (loss)	$151,325	$137,401	$(573,919)

Other comprehensive (loss) income before tax:
Foreign currency translation adjustment	(2,762)	(442)	(1,608)
Reclassification adjustment for losses included in net income	10,084	4,967	-
Adjustment of pension and postretirement benefit plans	(134,364)	(94,299)	118,291
Amortization of net losses	12,973	12,196	14,618
Amortization of prior service cost	(961)	(1,046)	(486)
Unrealized holding gains on securities available-for-sale arising during the period	54,216	83,967	27,223
Reclassification adjustment for gains included in net income	(8,044)	(3,483)	(173,107)
Unrealized net losses on cash flow hedges	(2,294)	(1,228)	(1,419)
Reclassification adjustment for net losses included in net income	302	964	6,915

Other comprehensive (loss) income before tax	(70,850)	1,596	(9,573)
Income tax benefit	34,263	21,652	9,193

Total other comprehensive (loss) income, net of tax	(36,587)	23,248	(380)

Comprehensive income (loss), net of tax	$114,738	$160,649	$(574,299)

Tax effect allocated to each component of other comprehensive (loss) income:
	Year ended December 31,
(In thousands)	2011	2010	2009

Adjustment of pension and postretirement benefit plans	$39,978	$35,634	$(46,836)
Amortization of net losses	(3,892)	(3,659)	(4,385)
Amortization of prior service cost	288	314	146
Unrealized holding gains on securities available-for-sale arising during the period	(4,013)	(11,275)	(1,306)
Reclassification adjustment for gains included in net income	1,219	535	62,790
Unrealized net losses on cash flow hedges	762	479	553
Reclassification adjustment for net losses included in net income	(79)	(376)	(1,769)

Income tax benefit	$34,263	$21,652	$9,193

Disclosure of accumulated other comprehensive loss:
	At December 31,
(In thousands)	2011	2010	2009

Foreign currency translation adjustment	$(28,829)	$(36,151)	$(40,676)

Pension and postretirement benefit plans	(333,287)	(210,935)	(127,786)
Tax effect	117,229	80,855	48,566

Net of tax amount	(216,058)	(130,080)	(79,220)

Unrealized holding gains on securities available-for-sale	230,746	184,574	104,090
Tax effect	(27,668)	(24,874)	(14,134)

Net of tax amount	203,078	159,700	89,956

Unrealized net (losses) gains on cash flow hedges	(1,057)	935	1,199
Tax effect	318	(365)	(468)

Net of tax amount	(739)	570	731

Accumulated other comprehensive loss	$(42,548)	$(5,961)	$(29,209)

The accompanying notes are an integral part of these consolidated financial statements.

113     POPULAR, INC. 2011 ANNUAL REPORT

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In thousands)	2011	2010	2009

Cash flows from operating activities:
Net income (loss)	$151,325	$137,401	$(573,919)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	575,720	1,011,880	1,405,807
Amortization of intangibles	9,654	9,173	9,482
Depreciation and amortization of premises and equipment	46,446	58,861	64,451
Net accretion of discounts and amortization of premiums and deferred fees	(113,046)	(254,879)	71,534
Impairment losses on net assets to be disposed of	4,255	-	-
Impairment losses on long-lived assets	-	-	1,545
Fair value adjustments of mortgage servicing rights	37,061	22,859	32,960
Fair value change in equity appreciation instrument	(8,323)	(42,555)	-
FDIC loss share (income) expense	(66,791)	25,751	-
FDIC deposit insurance expense	93,728	67,644	76,796
Adjustments (expense) to indemnity reserves on loans sold	33,068	72,013	40,211
Earnings from investments under the equity method	(33,769)	(9,863)	(17,695)
Earnings from changes in fair value related to instruments measured at fair value pursuant to the fair value option	-	-	(1,674)
Stock options expense	-	-	202
Deferred income tax expense (benefit)	5,862	(12,127)	(79,890)
(Gain) loss on:
Disposition of premises and equipment	(5,526)	(1,812)	(412)
Early extinguishment of debt	693	1,171	(78,300)
Sale and valuation adjustments of investment securities	(10,844)	(3,992)	(219,546)
Sale of loans, including valuation adjustments on loans held-for-sale	(30,891)	(15,874)	57
Sale of equity method investment	(16,907)	-	-
Sale of processing and technology business, net of transaction costs	-	(616,186)	-
Acquisitions of loans held-for-sale	(346,004)	(307,629)	(354,472)
Proceeds from sale of loans held-for-sale	165,335	81,370	79,264
Net disbursements on loans held-for-sale	(793,094)	(735,095)	(1,129,554)
Net (increase) decrease in:
Trading securities	1,143,029	721,398	1,542,470
Accrued income receivable	25,449	11,315	30,601
Other assets	22,329	(3,559)	(259,756)
Net increase (decrease) in:
Interest payable	(12,471)	(29,562)	(47,695)
Pension and other postretirement benefit obligation	(111,288)	(11,060)	19,599
Other liabilities	(88,327)	(13,484)	16,837

Total adjustments	525,348	25,758	1,202,822

Net cash provided by operating activities	676,673	163,159	628,903

Cash flows from investing activities:
Net (increase) decrease in money market investments	(396,879)	119,741	(208,143)
Purchases of investment securities:
Available-for-sale	(1,357,080)	(764,042)	(4,193,290)
Held-to-maturity	(74,538)	(97,188)	(59,562)
Other	(172,775)	(64,591)	(38,913)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	1,360,386	1,865,879	1,631,607
Held-to-maturity	67,236	188,129	141,566
Other	154,114	123,836	75,101
Proceeds from sale of investment securities:
Available-for-sale	262,443	397,086	3,825,313
Other	5,094	-	52,294
Net repayments on loans	1,136,058	1,539,246	1,053,747
Proceeds from sale of loans	293,109	34,011	328,170
Acquisition of loan portfolios	(1,131,388)	(256,406)	(72,675)
Payments received from FDIC under loss sharing agreements	561,111	-	-
Cash (paid) acquired related to business acquisitions	(855)	261,311	-
Net proceeds from sale of equity method investment	31,503	-	-
Net proceeds from sale of processing and technology businesses	-	642,322	-
Mortgage servicing rights purchased	(1,732)	(1,041)	(1,364)
Acquisition of premises and equipment	(50,043)	(66,855)	(69,640)
Proceeds from sale of:
Premises and equipment	14,939	14,460	40,243
Foreclosed assets	198,490	141,236	149,947

Net cash provided by investing activities	899,193	4,077,134	2,654,401

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	1,179,943	(1,553,486)	(1,625,598)
Federal funds purchased and assets sold under agreements to repurchase	(271,453)	(220,240)	(918,818)
Other short-term borrowings	(68,022)	356,896	2,392
Payments of notes payable	(2,769,477)	(4,260,578)	(813,077)
Proceeds from issuance of notes payable	432,568	111,101	60,675
Proceeds from issuance of common stock	7,690	153	-
Net proceeds from issuance of depositary shares	-	1,101,773	-
Dividends paid	(3,723)	(310)	(71,438)
Issuance costs and fees paid on exchange of preferred stock and trust preferred securities	-	-	(25,080)
Treasury stock acquired	(483)	(559)	(17)

Net cash used in financing activities	(1,492,957)	(4,465,250)	(3,390,961)

Net increase (decrease) in cash and due from banks	82,909	(224,957)	(107,657)
Cash and due from banks at beginning of period	452,373	677,330	784,987

Cash and due from banks at end of period	$535,282	$452,373	$677,330

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial

Statements

115     POPULAR, INC. 2011 ANNUAL REPORT

Note 1 – Nature of operations

Popular, Inc. (the “Corporation”) is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States, the Caribbean and Latin America. In Puerto Rico, the Corporation provides retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as auto and equipment leasing and financing, mortgage loans, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA. Note 39 to the consolidated financial statements presents information about the Corporation’s business segments.

Two major transactions impacted the Corporation’s operations during 2010. On April 30, 2010, BPPR entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (the “FDIC”) to acquire certain assets and assume certain deposits and liabilities of Westernbank Puerto Rico (“Westernbank”), a Puerto Rico state-chartered bank headquartered in Mayaguez, Puerto Rico (the “Westernbank FDIC-assisted transaction”). Westernbank was a wholly-owned commercial bank subsidiary of W Holding Company, Inc. and operated in Puerto Rico. Refer to Note 4 to the consolidated financial statements for detailed information on this business combination.

On September 30, 2010, the Corporation completed the sale of a 51% interest in EVERTEC, including the Corporation’s merchant acquiring and processing and technology businesses (the “EVERTEC transaction”), and continues to hold the remaining 49% ownership interest in the business. Refer to Note 25 to the consolidated financial statements for a description of the EVERTEC transaction. EVERTEC provides transaction processing services throughout the Caribbean and Latin America, and continues to service many of the Corporation’s subsidiaries’ system infrastructures and transactional processing businesses. EVERTEC owns the ATH network connecting the automated teller machines (“ATMs”) of various financial institutions throughout Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands.

Note 2 – Summary of significant accounting policies

The accounting and financial reporting policies of Popular, Inc. and its subsidiaries (the “Corporation”) conform with accounting principles generally accepted in the United States of America and with prevailing practices within the financial services industry.

The following is a description of the most significant of these policies:

Principles of consolidation

The consolidated financial statements include the accounts of Popular, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. In accordance with the consolidation guidance for variable interest entities, the Corporation would also consolidate any variable interest entities (“VIEs”) for which it has a controlling financial interest; and therefore, it is the primary beneficiary. Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the consolidated statements of financial condition.

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

During the quarter ended March 31, 2011, the Corporation sold certain residential mortgage loans of BPNA that were reclassified from held-in-portfolio to held-for-sale in December 2010. The loans were sold at a better price than the price used to determine their fair value at the time of reclassification to the held-for-sale category. At the time of sale, the Corporation classified $13.8 million of the impact of the better price as a recovery of the original write-down, which was booked as part of the activity in the allowance for loan losses. This included an out-of-period adjustment of $10.7 million since a portion of the sale was completed just prior to the release of the Corporation’s Form 10-K for the year ended December 31, 2010. After evaluating the quantitative and qualitative aspects of the misstatement and the out-of-period adjustment to the Corporation’s financial results, including consideration of the impact of the one-time adjustment to income tax expense of $103.3 million from the change in tax rate, offset by the $53.6 million tax benefit related to the timing of loan charge-offs for tax purposes described in Note 37 to the Corporation’s consolidated financial statements, management has determined that the misstatement and the out-of-period adjustment are not material to the 2010 and 2011 financial statements, respectively.

Business combinations

Business combinations are accounted for under the acquisition method. Under this method, assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date are measured at their fair values as of the acquisition date. The acquisition date is the date the acquirer obtains control. Also, assets or liabilities arising from noncontractual contingencies are measured at their acquisition date at fair value only if it is more likely than not that they meet the definition of an asset or liability. Adjustments subsequently made to the provisional amounts recorded on the acquisition date as a result of new information obtained about facts and circumstances that existed as of the acquisition date but were known to the Corporation after acquisition will be made retroactively during a measurement period not to exceed one year. Furthermore, acquisition-related restructuring costs that do not meet certain criteria of exit or disposal activities are expensed as incurred. Transaction costs are expensed as incurred. Changes in income tax valuation allowances for acquired deferred tax assets are recognized in earnings subsequent to the measurement period as an adjustment to income tax expense. Contingent consideration classified as an asset or a liability is remeasured to fair value at each reporting date until the contingency is resolved. The changes in fair value of the contingent consideration are recognized in earnings unless the arrangement is a hedging instrument for which changes are initially recognized in other comprehensive income.

There were no significant business combinations during 2011. The Westernbank FDIC-assisted transaction was accounted for as a business combination in 2010. Note 4 to the consolidated financial statements provides disclosures on this business combination.

Deconsolidation of a subsidiary

The Corporation accounts for the deconsolidation of a subsidiary when it ceases to have a controlling financial interest in the subsidiary. Accordingly, it recognizes a gain or loss in results of operations measured as the difference between the sum of the fair value of the consideration received, the fair value of any retained non-controlling investment in the former subsidiary and the carrying amount of any non-controlling interest in the former subsidiary, as compared with the carrying amount of the former subsidiary’s assets and liabilities. Refer to Note 25 to the consolidated financial statements for information on the Corporation’s sale of a majority interest in EVERTEC and the impact of deconsolidating this former wholly-owned subsidiary.

Discontinued operations

Components of the Corporation that have been or will be disposed of by sale, where the Corporation does not have a significant continuing involvement in the operations after the disposal, are accounted for as discontinued operations.

The financial results of Popular Financial Holdings (“PFH”) are reported as discontinued operations in the consolidated statements of operations for the year ended December 31, 2009.

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

Reclassifications

Certain reclassifications have been made to the 2010 and 2009 consolidated financial statements to conform with the 2011 presentation. Such reclassifications did not have an effect on previously reported cash flows, shareholders’ equity or net income.

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

117     POPULAR, INC. 2011 ANNUAL REPORT

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

Covered assets

Assets subject to loss sharing agreements with the FDIC, including certain loans and other real estate properties, are labeled “covered” on the consolidated statements of financial condition and throughout the notes to the consolidated financial statements. Loans acquired in the Westernbank FDIC-assisted transaction, except for credit cards, are considered “covered loans” because the Corporation will be reimbursed for 80% of any future losses on these loans subject to the terms of the FDIC loss sharing agreements.

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

•

Debt and equity securities (equity securities with readily available fair value) not classified as either securities held-to-maturity or trading securities, and which have a readily available fair value, are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income or loss. The specific identification method is used to determine realized gains and losses on securities available-for-sale, which are included in net gains or losses on sale and valuation adjustment of investment securities in the consolidated statements of operations. Declines in the value of debt and equity securities that are considered other-than-temporary reduce the value of the asset, and the estimated loss is recorded in non-interest income. For debt securities, the Corporation assesses whether (a) it has the intent to sell the debt security, or (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment on the security is recognized. In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more likely than not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), the impairment is separated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in the statement of operations. The amount of the total impairment related to all other factors is recognized in other comprehensive loss. The other-than-temporary impairment analyses for both debt and equity securities are performed on a quarterly basis.

•

Investments in equity or other securities that do not have readily available fair values are classified as other investment securities in the consolidated statements of financial condition, and are subject to impairment testing if applicable. These securities are stated at the lower of cost or realizable value. The source of this value varies according to the nature of the investment, and is primarily obtained by the Corporation from valuation analyses prepared by third-parties or from information derived from financial statements available for the corresponding venture capital and mutual funds. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (“FHLB”) stock, is included in this category, and their realizable value equals their cost.

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

Derivative financial instruments

All derivatives are recognized on the statements of financial condition at fair value. The Corporation’s policy is not to offset the fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting arrangement nor to offset the fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) arising from the same master netting arrangement as the derivative instruments.

When the Corporation enters into a derivative contract, the derivative instrument is designated as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period earnings. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded net of taxes in accumulated other comprehensive income and subsequently reclassified to net income (loss) in the same period(s) that the hedged transaction impacts earnings. The ineffective portion of cash flow hedges is immediately recognized in current earnings. For free-standing derivative instruments, changes in fair values are reported in current period earnings.

Prior to entering a hedge transaction, the Corporation formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the statements of financial condition or to specific forecasted transactions or firm commitments along with a formal assessment, at both inception of the hedge and on an ongoing basis, as to the effectiveness of the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. Hedge accounting is discontinued when the derivative instrument is not highly effective as a hedge, a derivative expires, is sold, terminated, when it is unlikely that a forecasted transaction will occur or when it is determined that is no longer appropriate. When hedge accounting is discontinued the derivative continues to be carried at fair value with changes in fair value included in earnings.

For non-exchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies similar techniques for which the determination of fair may require significant management judgment or estimation.

The fair value of derivative instruments considers the risk of non-performance by the counterparty or the Corporation, as applicable.

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

Purchased loans are accounted at fair value upon acquisition.

Loans held-for-sale are stated at the lower of cost or fair value, cost being determined based on the outstanding loan balance less unearned income, and fair value determined, generally in the aggregate. Fair value is measured based on current market prices for similar loans, outstanding investor commitments, prices of recent sales or discounted cash flow analyses which utilize inputs and

119     POPULAR, INC. 2011 ANNUAL REPORT

assumptions which are believed to be consistent with market participants’ views. The cost basis also includes consideration of deferred origination fees and costs, which are recognized in earnings at the time of sale. Upon reclassification to held-for-sale, credit related fair value adjustments are recorded as a reduction in the allowance for loan losses (“ALLL”). To the extent that the loan’s reduction in value has not already been provided for in the allowance for loan losses, an additional loan loss provision is recorded. Subsequent to reclassification to held-for-sale, the amount, by which cost exceeds fair value, if any, is accounted for as a valuation allowance with changes therein included in the determination of net income (loss) for the period in which the change occurs.

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

Non-accrual loans are those loans on which the accrual of interest is discontinued. When a loan is placed on non-accrual status, all previously accrued and unpaid interest is charged against income and the loan is accounted for either on a cash-basis method or on the cost-recovery method. Loans designated as non-accruing are returned to accrual status when the Corporation expects repayment of the remaining contractual principal and interest.

Recognition of interest income on commercial and construction loans is discontinued when the loans are 90 days or more in arrears on payments of principal or interest or when other factors indicate that the collection of principal and interest is doubtful. The impaired portion of secured loan past due as to principal and interest is charged-off not later than 365 days past due. However, in the case of a collateral dependent loan individually evaluated for impairment, the excess of the recorded investment over the fair value of the collateral (portion deemed uncollectible) is generally promptly charged-off, but in any event, not later than the quarter following the quarter in which such excess was first recognized. Commercial unsecured loans are charged-off no later than 180 days past due. Recognition of interest income on mortgage loans is generally discontinued when loans are 90 days or more in arrears on payments of principal or interest. The impaired portion of a mortgage loan is charged-off when the loan is 180 days past due. The Corporation discontinues the recognition of interest on residential mortgage loans insured by the Federal Housing Administration (“FHA”) or guaranteed by the U.S. Department of Veterans Affairs (“VA”) when 18-months delinquent as to principal or interest. The principal repayment on these loans is insured. Recognition of interest income on closed-end consumer loans and home equity lines of credit is discontinued when the loans are 90 days or more in arrears on payments of principal or interest. Income is generally recognized on open-end consumer loans, except for home equity lines of credit, until the loans are charged-off. Recognition of interest income for lease financing is ceased when loans are 90 days or more in arrears. Closed-end consumer loans and leases are charged-off when they are 120 days in arrears. Open-end (revolving credit) consumer loans are charged-off when 180 days in arrears. Commercial and consumer overdrafts are generally charged-off no later than 60 days past their due date.

Purchased impaired loans accounted for under ASC Subtopic 310-30 are not considered non-performing and continue to have an accretable yield as long as there is a reasonable expectation about the timing and amount of cash flows expected to be collected. Also, loans charged-off against the non-accretable difference established in purchase accounting are not reported as charge-offs. Charge-offs on loans accounted under ASC Subtopic 310-30 are recorded only to the extent that losses exceed the non-accretable difference established with purchase accounting.

A loan classified as a troubled debt restructuring (“TDR”) is typically in non-accrual status at the time of the modification. The TDR loan continues in non-accrual status until the borrower has demonstrated a willingness and ability to make the restructured loan payments (at least six months of sustained performance after the modification (or one year for loans providing for quarterly or semi-annual payments)) and management has concluded that it is probable that the borrower would not be in payment default in the foreseeable future.

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

Loans acquired in an FDIC-assisted transaction

Loans acquired in a business acquisition are recorded at fair value at the acquisition date. Credit discounts are included in the determination of fair value; therefore, an allowance for loan losses is not recorded at the acquisition date.

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

Loans accounted for under ASC Subtopic 310-30 represent loans showing evidence of credit deterioration and that it is probable, at the date of acquisition, that the Corporation would not collect all contractually required principal and interest payments. Generally, acquired loans that meet the definition for nonaccrual status fall within the Corporation’s definition of impaired loans under ASC Subtopic 310-30. Also, based on the fair value determined for the acquired portfolio, acquired loans that did not meet the definition of nonaccrual status also resulted in the recognition of a significant discount attributable to credit quality. Accordingly, an election was made by the Corporation to apply the accretable yield method (expected cash flow model of ASC Subtopic 310-30), as a loan with credit deterioration and impairment, instead of the standard loan discount accretion guidance of ASC Subtopic 310-20, for the loans acquired in the Westernbank FDIC-assisted transaction. These loans are disclosed as a loan that was acquired with credit deterioration and impairment.

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

The Corporation’s assessment of the allowance for loan losses is determined in accordance with accounting guidance, specifically guidance of loss contingencies in ASC Subtopic 450-20 and loan impairment guidance in ASC Section 310-10-35. Also, the Corporation determines the allowance for loan losses on purchased impaired loans and purchased loans accounted for under ASC 310-30 by analogy, by evaluating decreases in expected cash flows after the acquisition date.

The accounting guidance provides for the recognition of a loss allowance for groups of homogeneous loans. The Corporation’s general component of the allowance for loan losses considers portfolio segments and product types. The determination for general reserves of the allowance for loan losses is based on historical net loss rates (including losses from

121     POPULAR, INC. 2011 ANNUAL REPORT

impaired loans) by loan type and by legal entity adjusted for recent net charge-off trends and environmental factors. The base net loss rates are based on the moving average of annualized net charge-offs computed over a three-year historical loss period for commercial and construction loan portfolios, and an 18-month period for consumer loan portfolios. The net charge-off trend factors are applied to adjust the base loss rates based on recent loss trends (last 6 months). The environmental factors, which include credit and macroeconomic indicators, are assessed to account for current market conditions that are likely to cause estimated credit losses to differ from historical loss experience. The Corporation reflects the effect of these environmental factors on a loan group as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each group. Correlation and regression analyses are used to select and weight these indicators.

According to the accounting guidance criteria for specific impairment of a loan, the Corporation defines as impaired loans those commercial and construction borrowers with outstanding debt of $1 million or more and with interest and /or principal 90 days or more past due. Also, specific commercial borrowers with outstanding debt of $1 million or over are deemed impaired when, based on current information and events, management considers that it is probable that the debtor would be unable to pay all amounts due according to the contractual terms of the loan agreement. Commercial and construction loans that originally met the Corporation’s threshold for impairment identification in a prior period, but due to charge-offs or payments are currently below the $1 million threshold and are still 90 days past due, except for TDRs, are accounted for under the Corporation’s general reserve determined under ASC Subtopic 450-20. Although the accounting codification guidance for specific impairment of a loan excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage and consumer loans), it specifically requires that loan modifications considered troubled debt restructurings (“TDRs”) be analyzed under its provisions. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent. The fair value of the collateral is generally obtained from appraisals. The Corporation periodically requires updated appraisal reports for loans that are considered impaired. As a general procedure, the Corporation internally reviews appraisals as part of the underwriting and approval process and also for credits considered impaired.

Upon adoption of the amendments in ASU 2011-02 on the third quarter of 2011, the Corporation reassessed all restructurings that occurred on or after January 1, 2011 to determine if they are considered a TDR. Upon identifying those receivables as TDRs, the Corporation classified them as impaired under the guidance in ASC section 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC Section 310-10-35 for those receivables newly identified as impaired. Refer to Note 11 to the consolidated financial statements for disclosures on the impact of adopting ASU 2011-02.

Troubled debt restructurings

A restructuring constitutes a TDR when the Corporation separately concludes that both of the following conditions exist: 1) the restructuring constitute a concession and 2) the debtor is experiencing financial difficulties. The concessions stem from an agreement between the creditor and the debtor or are imposed by law or a court. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. A concession has been granted when, as a result of the restructuring, the Corporation does not expect to collect all amounts due, including interest accrued at the original contract rate. If the payment of principal is dependent on the value of collateral, the current value of the collateral is taken into consideration in determining the amount of principal to be collected; therefore, all factors that changed are considered to determine if a concession was granted, including the change in the fair value of the underlying collateral that may be used to repay the loan. Classification of loan modifications as TDRs involves a degree of judgment. Indicators that the debtor is experiencing financial difficulties which are considered include: (i) the borrower is currently in default on any of its debt or it is probable that the borrower would be in payment default on any of its debt in the foreseeable future without the modification; (ii) the borrower has declared or is in the process of declaring bankruptcy; (iii) there is significant doubt as to whether the borrower will continue to be a going concern; (iv) the borrower has securities that have been delisted, are in the process of being delisted, or are under threat of being delisted from an exchange; (v) based on estimates and projections that only encompass the borrower’s current business capabilities, it is forecasted that the entity-specific cash flows will be insufficient to service the debt (both interest and principal) in accordance with the contractual terms of the existing agreement through maturity; and (vi) absent the current modification, the borrower cannot obtain funds from sources other than the existing creditors at an effective interest rate equal to the current market interest rate for similar debt for a non-troubled debtor. The identification of TDRs is critical in the determination of the adequacy of the allowance for loan losses. Loans classified as TDRs may be excluded from TDR status for certain disclosures only if performance under the restructured terms exists for a reasonable period (at least twelve months of sustained performance) and the loan yields a market rate.

A loan may be restructured in a troubled debt restructuring into two (or more) loan agreements, for example, Note A and Note B. Note A represents the portion of the original loan principal amount that is expected to be fully collected along with contractual interest. Note B represents the portion of the original loan that may be considered uncollectible and charged-off, but the obligation is not forgiven to the borrower. Note A may be returned to accrual status provided all of the conditions for a TDR to be returned to accrual status are met. The modified loans are considered TDRs and thus, are evaluated under the framework of ASC Section 310-10-35 as long as the loans are not part of a pool of loans accounted for under ASC 310-30.

Refer to Note 11 to the consolidated financial statements for additional qualitative information on TDRs and the Corporation’s determination of the allowance for loan losses.

Reserve for unfunded commitments

The reserve for unfunded commitments is maintained at a level believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities and is included in other liabilities in the consolidated statements of financial condition. The determination of the adequacy of the reserve is based upon an evaluation of the unfunded credit facilities. Net adjustments to the reserve for unfunded commitments are included in other operating expenses in the consolidated statements of operations.

FDIC loss share indemnification asset and true-up payment obligation (contingent consideration)

The acquisition date fair value of the reimbursement that the Corporation expects to receive from the FDIC under the loss sharing agreements is presented as an FDIC loss share indemnification asset on the consolidated statements of financial condition. Fair value was estimated using projected cash flows related to the loss sharing agreements. Refer to Note 4 for additional information on the valuation methodology.

The FDIC loss share indemnification asset for loss share agreements is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold.

The FDIC loss share indemnification asset is recognized on the same basis as the assets subject to loss share protection. As such, for covered loans accounted pursuant to ASC Subtopic 310-30, decreases in expected reimbursements from the FDIC due to improvements in expected cash flows to be received from borrowers, are recognized in non-interest income prospectively over the life of the FDIC loss sharing agreements. For covered loans accounted for under ASC Subtopic 310-20, as the loan discount recorded as of the acquisition date was accreted into income, a reduction of the related indemnification asset was recorded as a reduction in non-interest income. Increases in expected reimbursements from the FDIC are recognized in non-interest income in the same period that the allowance for credit losses for the related loans is recognized.

The accretion due to discounting of the loss share asset and changes in expected loss sharing reimbursements is included in non-interest income, particularly in the category of FDIC loss share income (expense).

The true-up payment obligation associated with the loss share agreements, which is described in detail in Note 4 to the consolidated financial statements, is accounted for at fair value in accordance with ASC 805-30-25-6 as it is considered contingent consideration. The true-up payment obligation is included as part of other liabilities in the consolidated statements of financial condition. Any changes in the carrying value of the obligation is included in the category of FDIC loss share income (expense) in the consolidated statements of operations.

Transfers and servicing of financial assets

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

123     POPULAR, INC. 2011 ANNUAL REPORT

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

Servicing assets

The Corporation periodically sells or securitizes loans while retaining the obligation to perform the servicing of such loans. In addition, the Corporation may purchase or assume the right to service loans originated by others. Whenever the Corporation undertakes an obligation to service a loan, management assesses whether a servicing asset or liability should be recognized. A servicing asset is recognized whenever the compensation for servicing is expected to more than adequately compensate the servicer for performing the servicing. Likewise, a servicing liability would be recognized in the event that servicing fees to be received are not expected to adequately compensate the Corporation for its expected cost. Mortgage servicing assets recorded at fair value are separately presented on the consolidated statements of financial condition.

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

The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. Interest cost capitalized for the years ended December 31, 2011, 2010 and 2009 was not significant.

The Corporation has operating lease arrangements primarily associated with the rental of premises to support its branch network or for general office space. Certain of these arrangements are non-cancellable and provide for rent escalations and renewal options. Rent expense on non-cancellable operating leases with scheduled rent increases are recognized on a straight-line basis over the lease term.

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

Other real estate

Other real estate, received in satisfaction of debt, is recorded at the lower of cost (carrying value of the loan) or fair value less estimated costs of disposal, by charging the allowance for loan losses. Subsequent to foreclosure, any losses in the carrying value arising from periodic re-evaluations of the properties, and any gains or losses on the sale of these properties are credited or charged to expense in the period incurred and are included as a component of other operating expenses. The cost of maintaining and operating such properties is expensed as incurred.

Updated appraisals or third-party broker price opinions of value (“BPO”) are obtained to adjust the value of the other real estate assets. The frequency depends on the loan type and total credit exposure. Commencing in 2011, the appraisal for a commercial or construction other real estate property with a book value greater than $1 million is updated annually and if lower than $1 million it is updated at least every two years. In periods prior to the change in the appraisal policy, it was the Corporation’s practice to require updated appraisals for commercial and construction other real estate properties over $3 million at least annually. Cases between $1 million to $3 million needed to be reappraised at least every 2 years. For residential mortgage properties, the Corporation requests third-party BPOs or appraisals. Updated BPOs or appraisals for residential real estate are generally requested annually. Appraisals may be adjusted due to age, collateral inspections and property profiles or due to general market conditions. The adjustments applied are based upon internal information like other appraisals for the type of properties and loss severity information that can provide historical trends in the real estate market.

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

Other identifiable intangible assets with a finite useful life, mainly core deposits, are amortized using various methods over the periods benefited, which range from 4 to 10 years. These intangibles are evaluated periodically for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments on intangible assets with a finite useful life are evaluated under the guidance for impairment or disposal of long-lived assets.

125     POPULAR, INC. 2011 ANNUAL REPORT

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

It is the Corporation’s policy to take possession of securities purchased under agreements to resell. However, the counterparties to such agreements maintain effective control over such securities, and accordingly those securities are not reflected in the Corporation’s consolidated statements of financial condition. The Corporation monitors the fair value of the underlying securities as compared to the related receivable, including accrued interest.

It is the Corporation’s policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statements of financial condition.

The Corporation may require counterparties to deposit additional collateral or return collateral pledged, when appropriate.

Software

Capitalized software is stated at cost, less accumulated amortization. Capitalized software includes purchased software and capitalizable application development costs associated with internally-developed software. Amortization, computed on a straight-line method, is charged to operations over the estimated useful life of the software. Capitalized software is included in “Other assets” in the consolidated statement of financial condition.

Guarantees, including indirect guarantees of indebtedness of others

The Corporation, as a guarantor, recognizes at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Refer to Note 26 to the consolidated financial statements for further disclosures on guarantees.

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

Treasury stock

Treasury stock is recorded at cost and is carried as a reduction of stockholders’ equity in the consolidated statements of financial condition. At the date of retirement or subsequent reissue, the treasury stock account is reduced by the cost of such stock. At retirement, the excess of the cost of the treasury stock over its par value is recorded entirely to surplus. At reissuance, the difference between the consideration received upon issuance and the specific cost is charged or credited to surplus.

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

Income Recognition – Investment banking revenues and commissions

Investment banking revenue is recorded as follows: underwriting fees at the time the underwriting is completed and income is reasonably determinable; corporate finance advisory fees as earned, according to the terms of the specific contracts; and sales commissions on a trade-date basis. Commission income and expenses related to customers’ securities transactions are recorded on a trade-date basis.

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

The Corporation holds interests in Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic. Although not significant, some of these businesses are conducted in the country’s foreign currency. During 2011, the Corporation sold its equity investments in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Serfinsa, which businesses were also conducted on their countries foreign currency. Additionally, during 2011, the Corporation wrote-off its investment in EVERTEC DE VENEZUELA, C.A. (formerly Red Tranred) as the Corporation determined to wind-down those operations.

The Corporation considered Venezuela’s economy as highly inflationary as of January 1, 2010, and the financial statements of Red Tranred were remeasured as if the functional currency was the reporting currency as of such date. ASC Paragraph 830-10-45-11 defines a highly inflationary economy as one with a cumulative inflation rate of approximately 100 percent or more over a three-year period. Under ASC Topic 830, if a country’s economy is classified as highly inflationary, the functional currency of the foreign entity operating in that country must be remeasured to the functional currency of the reporting entity. The unfavorable impact of remeasuring the financial statements of Red Tranred at December 31, 2010, was approximately $1.9 million. Total assets for Red Tranred remeasured approximated $8.9 million at December 31, 2010.

Refer to the disclosure of accumulated other comprehensive income (loss) included in the accompanying consolidated statements of comprehensive income (loss) for the outstanding balances of the foreign currency translation adjustments at December 31, 2011, 2010 and 2009.

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

127     POPULAR, INC. 2011 ANNUAL REPORT

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

The guidance for compensation retirement benefits of ASC Topic 715 requires the recognition of the funded status of each defined pension benefit plan, retiree health care and other postretirement benefit plans on the statement of financial condition.

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

Note 3 – New accounting pronouncements

FASB Accounting Standards Update 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, (“ASU 2011-12”)

The FASB issued ASU 2011-12 in December 2011, which defers indefinitely the new requirement in ASU 2011-05 to present components of reclassification adjustments out of accumulated other comprehensive income on the face of the income statement by income statement line item.

All other requirements in ASU 2011-05 are not affected by this update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011.

The provisions of this guidance impact presentation disclosure only and will not have an impact on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”)

The FASB issued ASU 2011-11 in December 2011. The amendments in this ASU require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. To meet this objective, entities with financial instruments and derivatives that are either offset on the balance sheet or subject to a master netting arrangement or similar arrangement shall disclose the following quantitative information separately for assets and liabilities in tabular format: a) gross amounts of recognized assets and liabilities; b) amounts offset to determine the net amount presented in the balance sheet; c) net amounts presented in the balance sheet; d) amounts subject to an enforceable master netting agreement or similar arrangement not otherwise included in (b), including: amounts related to recognized financial instruments and other derivatives instruments if either management makes an accounting election not to offset or the amounts do not meet the guidance in ASC Section 210-20-45 or ASC Section 815-10-45, and also amounts related to financial collateral (including cash collateral); and e) the net amount after deducting the amounts in (d) from the amounts in (c).

In addition to these tabular disclosures, entities are required to provide a description of the setoff rights associated with assets and liabilities subject to an enforceable master netting arrangement.

An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented.

The provisions of this guidance impact presentation disclosure only and will not have an impact on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2011-10, Property, Plant, and Equipment (Topic 360): Derecognition of in Substance Real Estate-a Scope Clarification (“ASU 2011-10”)

The FASB issued ASU 2011-10 in December 2011. The objective of this ASU is to resolve the diversity in practice about whether the guidance in ASC Subtopic 360-20, “Property, Plant, and Equipment - Real Estate Sales” applies to a parent that ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt. ASU 2011-10 provides that when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in ASC Subtopic 360-20 to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest under ASC Subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt.

129     POPULAR, INC. 2011 ANNUAL REPORT

ASU 2011-10 should be applied on a prospective basis to deconsolidation events occurring after the effective date; with prior periods not adjusted even if the reporting entity has continuing involvement with previously derecognized in substance real estate entities. For public entities, ASU 2011-10 is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted; however, the Corporation is not early adopting this ASU.

The adoption of this guidance will not have a material effect on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”)

The FASB issued Accounting Standards Update (“ASU”) No. 2011-08 in September 2011. ASU 2011-08 is intended to simplify how entities test goodwill for impairment. ASU 2011-08 permits an entity the option to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC Topic 350, Intangibles-Goodwill and Other. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. The previous guidance under ASC Topic 350 required an entity to test goodwill for impairment, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, including goodwill (step one). If the fair value of a reporting unit is less than its carrying amount, then the second step of the test must be performed to measure the amount of the impairment loss, if any. Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

This ASU also removes the guidance that permitted the entities to carry forward the calculation of the fair value of the reporting unit from one year to the next if certain conditions are met. In addition, the new qualitative indicators replace those currently used to determine whether an interim goodwill impairment test is required. These indicators are also applicable for assessing whether to perform step two for reporting units with zero or negative carrying amounts.

ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption was permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period had not yet been issued. The Corporation did not elect to adopt early the provisions of this ASU.

The provisions of this guidance simplify how entities test for goodwill impairment and will not have an impact on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”)

The FASB issued ASU 2011-05 in June 2011. The amendment of this ASU allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. However, the requirement to present components of reclassification adjustments out of accumulated other comprehensive income on the face of the income statement by income statement line item has been deferred indefinitely by ASU 2011-12 as mentioned above. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments to the Codification in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This ASU also does not change the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, with one amount shown for the aggregate income tax expense or benefit related to the total of other comprehensive income items.

The amendments of this guidance are effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2011. ASU 2011-05 should be applied retrospectively. Early adoption is permitted.

The provisions of this guidance impact presentation disclosure only and will not have an impact on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”)

The FASB issued ASU 2011-04 in May 2011. The amendment of this ASU provides a consistent definition of fair value between U.S. GAAP and International Financial Reporting Standards (“IFRS”). The ASU modifies some fair value measurement principles and disclosure requirements including the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, measuring the fair value of financial instruments that are managed within a portfolio, application of premiums and discounts in a fair value measurement, disclosing quantitative information about unobservable inputs used in Level 3 fair value measurements, and other additional disclosures about fair value measurements.

The new guidance is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively and early application is not permitted.

The adoption of this guidance is not expected to have a material effect on the consolidated financial statements.

FASB Accounting Standards Update 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements (“ASU 2011-03”)

The FASB issued ASU 2011-03 in April 2011. The amendment of this ASU affects all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The ASU modifies the criteria for determining when these transactions would be accounted for as financings (secured borrowings / lending agreements) as opposed to sales (purchases) with commitments to repurchase (resell). This ASU does not affect other transfers of financial assets. ASC Topic 860 prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repo agreements. That determination is based, in part, on whether the entity has maintained effective control over transferred financial assets.

Specifically, the amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets.

The new guidance is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early application is not permitted.

The adoption of this guidance is not expected to have a material effect on the consolidated financial statements.

FASB Accounting Standards Update 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“ASU 2011-02”)

The FASB issued ASU 2011-02 in April 2011. This ASU clarifies which loan modifications constitute troubled debt restructurings. It is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings.

The new guidance required creditors to evaluate modifications and restructurings of receivables using a more principles-based approach. This update clarifies the existing guidance on whether (1) the creditor has granted a concession and (2) whether the debtor is experiencing financial difficulties. Specifically, ASU 2011-02 (1) provides additional guidance on determining whether a creditor has granted a concession, including guidance on collection of all amounts due, receipt of additional collateral or guarantees from the debtor, and restructuring the debt at a below-market rate; (2) includes examples for creditors to determine whether an insignificant delay in payment is considered a concession; (3) prohibits creditors from using the borrower’s effective rate test in ASC Subtopic 470-50 to evaluate whether a concession has been granted to the borrower; (4) adds factors for creditors to use to determine whether the debtor is experiencing financial difficulties; and (5) ends the deferral of the additional disclosures about TDR activities required by ASU 2010-20 and requires public companies to begin providing these disclosures in the period of adoption.

For public companies, the new guidance was effective for interim and annual periods beginning on or after June 15, 2011, and applied retrospectively to restructurings occurring on or after the beginning of the fiscal year of adoption. Early application was permitted. For purposes of measuring impairment for receivables that are newly considered impaired under the new guidance, an entity was required to apply the amendments prospectively in the first period of adoption and disclose the total amount of receivables and the allowance for credit losses as of the end of the period of adoption.

131     POPULAR, INC. 2011 ANNUAL REPORT

The Corporation adopted this guidance in the third quarter of 2011. Refer to Note 11 to the consolidated financial statements for the impact of the adoption of this ASU and the new disclosure requirements.

Note 4 – Business combination

On April 30, 2010, the Corporation’s banking subsidiary, BPPR, acquired certain assets and assumed certain deposits and liabilities of Westernbank Puerto Rico from the FDIC, as receiver for Westernbank. Also, BPPR entered into loss sharing agreements with the FDIC with respect to a majority of the acquired loans and other real estate (the “covered assets”). Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse BPPR for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse BPPR for 80% of losses with respect to covered assets, and BPPR will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid BPPR 80% reimbursement under the loss sharing agreements. The loss sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss and recoveries sharing for ten years. The loss sharing agreement applicable to commercial and consumer loans provides for FDIC loss sharing for five years and BPPR reimbursement to the FDIC for eight years, in each case, on the same terms and conditions as described above.

In addition, BPPR agreed to make a true-up payment obligation (the “true-up payment”) to the FDIC on the date that is 45 days following the last day (the “true-up measurement date”) of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The estimated fair value of such true-up payment obligation is recorded as contingent consideration, which is included in the caption of other liabilities in the consolidated statements of financial condition. Under the loss sharing agreements, BPPR will pay to the FDIC 50% of the excess, if any, of: (i) 20% of the intrinsic loss estimate of $4.6 billion (or $925 million) (as determined by the FDIC) less (ii) the sum of: (A) 25% of the asset discount (per bid) (or ($1.1 billion)); plus (B) 25% of the cumulative shared-loss payments (defined as the aggregate of all of the payments made or payable to BPPR minus the aggregate of all of the payments made or payable to the FDIC); plus (C) the sum of the period servicing amounts for every consecutive twelve-month period prior to and ending on the true-up measurement date in respect of each of the loss sharing agreements during which the loss sharing provisions of the applicable loss sharing agreement is in effect (defined as the product of the simple average of the principal amount of shared loss loans and shared loss assets at the beginning and end of such period times 1%).

The following table presents the fair values of major classes of identifiable assets acquired and liabilities assumed by the Corporation as of the April 30, 2010 acquisition date.

(In thousands)	Book value prior to purchase accounting adjustments	Fair value adjustments	Additional consideration	As recorded by Popular, Inc. on April 30, 2010
Assets:
Cash and money market investments	$358,132	$-	$-	$358,132
Investment in Federal Home Loan Bank stock	58,610	-	-	58,610
Loans	8,554,744	(3,354,287)	-	5,200,457
FDIC loss share indemnification asset	-	2,425,929	-	2,425,929
Other real estate	125,947	(73,867)	-	52,080
Core deposit intangible	-	24,415	-	24,415
Receivable from FDIC (associated to the note issued to the FDIC)	-	-	111,101	111,101
Other assets	44,926	-	-	44,926
Goodwill	-	86,841	-	86,841
Total assets	$9,142,359	$(890,969)	$111,101	$8,362,491
Liabilities:
Deposits	$2,380,170	$11,465	$-	$2,391,635
Note issued to the FDIC (including a premium of $12,411 resulting from the fair value adjustment)	-	-	5,770,495	5,770,495
Equity appreciation instrument	-	-	52,500	52,500
True-up payment obligation	-	88,181	-	88,181
Contingent liability on unfunded loan commitments	-	45,755	-	45,755
Accrued expenses and other liabilities	13,925	-	-	13,925
Total liabilities	$2,394,095	$145,401	$5,822,995	$8,362,491

As part of the transaction, BPPR issued a five-year note to the FDIC, which was secured by a substantial amount of the assets, including loans and foreclosed other real estate properties, acquired in the FDIC-assisted transaction. In addition, as part of the consideration for the transaction, the FDIC received a cash-settled equity appreciation instrument, which is described in detail below.

The following is a description of the methods used to determine the fair values of significant assets acquired and liabilities assumed on the Westernbank FDIC-assisted transaction:

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

FDIC loss share indemnification asset and true-up payment obligation

Fair value of the FDIC loss share indemnification asset and true-up payment obligation was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and taking into account the applicable loss sharing percentages. The expected reimbursements did not include reimbursable amounts related to future covered expenditures. The estimates of expected losses used in valuation of the loss share asset and true-up payment obligation were consistent with the loss estimates used in the valuation of the covered assets. The cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC and the true-up payment due to the FDIC at the end of the loss sharing agreements, to the extent applicable. The discount rate used in the calculations was determined using a yield of an A-rated corporate security with a term based on the weighted average life of the recovery of cash flows plus a risk premium reflecting the uncertainty related to the timing of cash flows and the potential rejection of claims by the FDIC. Due to the increased uncertainty of the true-up payment, an additional risk premium was added to the discount rate.

133     POPULAR, INC. 2011 ANNUAL REPORT

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

Other real estate covered under loss sharing agreements with the FDIC (“OREO”)

OREO includes real estate acquired in settlement of loans. OREO properties were recorded at estimated fair values less costs to sell based on management’s assessments of existing appraisals or broker price opinions. The estimated costs to sell were based on past experience with similar property types and terms customary for real estate transactions.

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

Contingent liability on unfunded loan commitments

Unfunded loan commitments are contractual obligations to provide future funding. The fair value of the liability associated to unfunded loan commitments was principally based on the expected utilization rate or likelihood that the commitment would be exercised. The estimated value of the unfunded commitments was equal to the expected loss associated with the balance expected to be funded. The expected loss was comprised of both credit and non-credit components; therefore, the discounts derived from the loan valuation were applied to the expected balance to be funded to derive the fair value. The unfunded loan commitments outstanding as of the April 30, 2010 transaction date related principally to commercial and construction loans and commercial revolving lines of credit. Losses incurred on loan disbursements made under these unfunded loan commitments are covered by the FDIC loss sharing agreements provided that the Corporation complies with specific requirements under such agreements. The contingent liability on unfunded loan commitments is included as part of “other liabilities” in the consolidated statement of financial condition.

Deferred taxes

Deferred taxes relate to a difference between the financial statement and tax basis of the assets acquired and liabilities assumed in the transaction. Deferred taxes were reported based upon the principles in ASC Topic 740 “Income Taxes”, and were measured using the enacted statutory income tax rate to be in effect for BPPR at the time the deferred tax is expected to reverse.

For income tax purposes, the Westernbank FDIC-assisted transaction was accounted for as an asset purchase and the tax bases of assets acquired were allocated based on fair values using a modified residual method. Under this method, the purchase price was allocated among the assets in order of liquidity (the most liquid first) up to its fair market value.

Note issued to the FDIC

The fair value of the note issued to the FDIC was determined using discounted cash flows based on market rates available for debt with similar terms, including consideration that the debt was collateralized by the assets covered under the loss sharing agreements.

Equity appreciation instrument

BPPR issued an equity appreciation instrument to the FDIC. Under the terms of the equity appreciation instrument, the FDIC had the opportunity to obtain a cash payment with a value equal to the product of (a) 50 million units and (b) the difference between (i) Popular, Inc.’s “average volume weighted price” over the two NASDAQ trading days immediately prior to the exercise date and (ii) the exercise price of $3.43. The equity appreciation instrument was exercisable by the holder thereof, in whole or in part, up to May 7, 2011. The fair value of the equity appreciation instrument was estimated by determining a call option value using the Black-Scholes Option Pricing Model. The equity appreciation instrument was recorded as a liability and any subsequent changes in its estimated fair value were recognized in earnings. The changes in the fair value of the equity appreciation instrument are separately disclosed in the consolidated statements of operations within the non-interest income category.

Note 5- Restrictions on cash and due from banks and certain securities

The Corporation’s subsidiary banks are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank of New York (the “Fed”) or other banks. Those required average reserve balances were approximately $838 million at December 31, 2011 (2010 - $835 million). Cash and due from banks, as well as other short-term, highly liquid securities, are used to cover the required average reserve balances.

As required by the Puerto Rico International Banking Center Law, at December 31, 2011 and 2010, the Corporation maintained separately for its two international banking entities (“IBEs”), $0.6 million in time deposits, equally split for the two IBEs, which were considered restricted assets.

At December 31, 2011, the Corporation maintained restricted cash of $2 million to support a letter of credit. The cash is being held in an interest-bearing money market account (2010 - $5 million).

At December 31, 2011 and 2010, the Corporation maintained restricted cash of $1 million that represents funds deposited in an escrow account which are guaranteeing possible liens or encumbrances over the title of insured properties.

At December 31, 2010, the Corporation maintained restricted cash of $33 million in a money market account in conjunction with the note issued to the FDIC.

At December 31, 2011, the Corporation maintained restricted cash of $14 million to comply with the requirements of the credit card networks (2010 - $12 million).

At December 31, 2011, the Corporation maintained restricted cash of $18 million in money market account as a guarantee required by a Puerto Rico municipality.

Note 6 - Securities purchased under agreement to resell

The securities purchased underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. The Corporation is permitted by contract to repledge the securities, and has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.

The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2011	2010

Repledged	$274,829	$171,833
Not repledged	8,608	11,495
Total	$283,437	$183,328

The repledged securities were used as underlying securities for repurchase agreement transactions.

135     POPULAR, INC. 2011 ANNUAL REPORT

Note 7 – Pledged assets

Certain securities, loans and other real estate owned were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available, derivative positions, and loan servicing agreements. The classification and carrying amount of the Corporation’s pledged assets, in which the secured parties are not permitted to sell or repledge the collateral, were as follows:

(In thousands)	2011	2010
Investment securities available-for-sale, at fair value	$1,894,651	$1,867,249
Investment securities held-to-maturity, at amortized cost	25,000	25,770
Loans held-for-sale measured at lower of cost or fair value	5,286	2,862
Loans held-in-portfolio covered under loss sharing agreements with the FDIC	-	4,787,002
Loans held-in-portfolio not covered under loss sharing agreements with the FDIC	10,279,579	9,695,200
Other real estate covered under loss sharing agreements with the FDIC	-	57,565
Total pledged assets	$12,204,516	$16,435,648

Pledged securities and loans that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of financial condition.

At December 31, 2011, investment securities available-for-sale and held-to-maturity totaling $1.4 billion, and loans of $0.4 billion, served as collateral to secure public funds (December 31, 2010 - $1.3 billion and $0.5 billion, respectively).

At December 31, 2011, the Corporation’s banking subsidiaries had short-term and long-term credit facilities authorized with the Federal Home Loan Bank system (the “FHLB”) aggregating $2.0 billion (December 31, 2010 - $1.6 billion). Refer to Notes 19 and 20 to the consolidated financial statements for borrowings outstanding under these credit facilities. At December 31, 2011, the credit facilities authorized with the FHLB were collateralized by $4.9 billion in loans held-in-portfolio (December 31, 2010 - $3.8 billion). Also, BPPR had a borrowing capacity at the Fed discount window of $2.6 billion (December 31, 2010 - $2.7 billion), which remained unused as of such date. The amount available under this credit facility is dependent upon the balance of loans and securities pledged as collateral. At December 31, 2011, the credit facilities with the Fed discount window were collateralized by $4.0 billion in loans held-in-portfolio (December 31, 2010 - $4.2 billion). These pledged assets are included in the above table and were not reclassified and separately reported in the consolidated statement of financial condition.

In addition, at December 31, 2011, securities sold but not yet delivered amounting to $68 million were pledged to secure repurchase agreements.

Loans held-in-portfolio and other real estate owned that are covered by loss sharing agreements with the FDIC served as collateral to secure the note issued to the FDIC as part of the Westernbank FDIC-assisted transaction.

Note 8 – Investment securities available-for-sale

The following table presents the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2011 and 2010 (2009 - only fair value is presented).

	2011
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
U.S. Treasury securities
After 1 to 5 years	$34,980	$3,688	$-	$38,668	3.35%
Total U.S. Treasury securities	34,980	3,688	-	38,668	3.35
Obligations of U.S. Government sponsored entities
Within 1 year	94,492	2,382	-	96,874	3.45
After 1 to 5 years	655,625	25,860	-	681,485	3.38
After 5 to 10 years	171,633	2,969	-	174,602	2.94
After 10 years	32,086	499	-	32,585	3.20
Total obligations of U.S. Government sponsored entities	953,836	31,710	-	985,546	3.30
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	765	9	-	774	4.97
After 1 to 5 years	14,824	283	31	15,076	4.07
After 5 to 10 years	4,595	54	-	4,649	5.33
After 10 years	37,320	909	-	38,229	5.38
Total obligations of Puerto Rico, States and political subdivisions	57,504	1,255	31	58,728	5.03
Collateralized mortgage obligations - federal agencies
After 1 to 5 years	2,424	49	-	2,473	3.28
After 5 to 10 years	55,096	1,446	-	56,542	2.64
After 10 years	1,589,373	49,462	208	1,638,627	2.84
Total collateralized mortgage obligations - federal agencies	1,646,893	50,957	208	1,697,642	2.83
Collateralized mortgage obligations - private label
After 5 to 10 years	5,653	1	181	5,473	0.81
After 10 years	59,460	-	7,141	52,319	2.44
Total collateralized mortgage obligations - private label	65,113	1	7,322	57,792	2.30
Mortgage-backed securities
Within 1 year	57	1	-	58	3.91
After 1 to 5 years	7,564	328	-	7,892	3.86
After 5 to 10 years	111,639	8,020	1	119,658	4.66
After 10 years	1,870,736	141,274	49	2,011,961	4.25
Total mortgage-backed securities	1,989,996	149,623	50	2,139,569	4.27
Equity securities (without contractual maturity)	6,594	426	104	6,916	2.96
Other
After 5 to 10 years	17,850	700	-	18,550	10.99
After 10 years	6,311	101	-	6,412	3.61
Total other	24,161	801	-	24,962	9.06
Total investment securities available-for-sale	$4,779,077	$238,461	$7,715	$5,009,823	3.58%

137     POPULAR, INC. 2011 ANNUAL REPORT

	2010			2009

(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield	Fair value

U.S. Treasury securities
After 1 to 5 years	$7,001	$122	$-	$7,123	1.50%	$-
After 5 to 10 years	28,676	2,337	-	31,013	3.81	30,452

Total U.S. Treasury securities	35,677	2,459	-	38,136	3.36	30,452

Obligations of U.S. Government sponsored entities
Within 1 year	153,738	2,043	-	155,781	3.39	356,915
After 1 to 5 years	1,000,955	53,681	661	1,053,975	3.72	1,235,469
After 5 to 10 years	1,512	36	-	1,548	6.30	28,492
After 10 years	-	-	-	-	-	27,060

Total obligations of U.S. Government sponsored entities	1,156,205	55,760	661	1,211,304	3.68	1,647,936

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	10,404	19	-	10,423	3.92	-
After 1 to 5 years	15,853	279	5	16,127	4.52	22,303
After 5 to 10 years	20,765	43	194	20,614	5.07	50,527
After 10 years	5,505	52	19	5,538	5.28	7,779

Total obligations of Puerto Rico, States and political subdivisions	52,527	393	218	52,702	4.70	80,609

Collateralized mortgage obligations - federal agencies
Within 1 year	77	1	-	78	3.88	41
After 1 to 5 years	1,846	105	-	1,951	4.77	4,995
After 5 to 10 years	107,186	1,507	936	107,757	2.50	127,098
After 10 years	1,096,271	32,248	11	1,128,508	2.87	1,468,056

Total collateralized mortgage obligations - federal agencies	1,205,380	33,861	947	1,238,294	2.84	1,600,190

Collateralized mortgage obligations - private label
After 5 to 10 years	10,208	31	158	10,081	1.20	20,232
After 10 years	79,311	78	4,532	74,857	2.29	97,326

Total collateralized mortgage obligations - private label	89,519	109	4,690	84,938	2.17	117,558

Mortgage-backed securities
Within 1 year	2,983	101	-	3,084	3.62	27,390
After 1 to 5 years	15,738	649	3	16,384	3.98	30,940
After 5 to 10 years	170,662	10,580	3	181,239	4.71	214,261
After 10 years	2,289,210	86,870	632	2,375,448	4.26	2,937,588

Total mortgage-backed securities	2,478,593	98,200	638	2,576,155	4.29	3,210,179

Equity securities (without contractual maturity)	8,722	855	102	9,475	3.43	7,790

Other
After 5 to 10 years	17,850	262	-	18,112	10.98	-
After 10 years	7,805	-	69	7,736	3.62	-

Total other	25,655	262	69	25,848	8.74	-

Total investment securities available-for-sale	$5,052,278	$191,899	$7,325	$5,236,852	3.78%	$6,694,714

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

The following table presents the aggregate amortized cost and fair value of investment securities available-for-sale at December 31, 2011, by contractual maturity.

(In thousands)	Amortized cost	Fair value
Within 1 year	$95,314	$97,706
After 1 to 5 years	715,417	745,594
After 5 to 10 years	366,466	379,474
After 10 years	3,595,286	3,780,133
Total	4,772,483	5,002,907
Equity securities	6,594	6,916
Total investment securities available-for-sale	$4,779,077	$5,009,823

Proceeds from the sale of investment securities available-for-sale during 2011 were $262.4 million (2010 - $397.1 million; 2009 - $3.8 billion). Gross realized gains and losses on the sale of investment securities available-for-sale, for the years ended December 31, 2011, 2010 and 2009 were as follows:

	For the year ended December 31,

(In thousands)	2011	2010	2009
Gross realized gains	$8,514	$3,768	$184,705
Gross realized losses	(130)	(6)	(361)
Net realized gains on sale of investment securities available-for-sale	$8,384	$3,762	$184,344

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011, and 2010.

	Less than 12 months		At December 31, 2011 12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Obligations of Puerto Rico, States and political subdivisions	$7,817	$28	$191	$3	$8,008	$31
Collateralized mortgage obligations - federal agencies	90,543	208	-	-	90,543	208
Collateralized mortgage obligations - private label	13,595	539	44,148	6,783	57,743	7,322
Mortgage-backed securities	5,577	14	1,466	36	7,043	50
Equity securities	5,199	95	2	9	5,201	104
Total investment securities available-for-sale in an unrealized loss position	$122,731	$884	$45,807	$6,831	$168,538	$7,715

139     POPULAR, INC. 2011 ANNUAL REPORT

	At December 31, 2010
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Obligations of U.S. Government sponsored entities	$24,284	$661	$-	$-	$24,284	$661
Obligations of Puerto Rico, States and political subdivisions	19,357	213	303	5	19,660	218
Collateralized mortgage obligations - federal agencies	40,212	945	2,505	2	42,717	947
Collateralized mortgage obligations - private label	21,231	292	52,302	4,398	73,533	4,690
Mortgage-backed securities	33,261	406	9,257	232	42,518	638
Equity securities	3	8	43	94	46	102
Other	7,736	69	-	-	7,736	69
Total investment securities available-for-sale in an unrealized loss position	$146,084	$2,594	$64,410	$4,731	$210,494	$7,325

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

At December 31, 2011, management performed its quarterly analysis of all debt securities in an unrealized loss position. Based on the analyses performed, management concluded that no individual debt security was other-than-temporarily impaired as of such date. At December 31, 2011, the Corporation did not have the intent to sell debt securities in an unrealized loss position and it is not more likely than not that the Corporation will have to sell the investment securities prior to recovery of their amortized cost basis. Also, management evaluated the Corporation’s portfolio of equity securities at December 31, 2011. During the year ended December 31, 2011, the Corporation recorded $340 thousand in losses on certain equity securities considered other-than-temporary impairment (2010 - $264 thousand). Management has the intent and ability to hold the investments in equity securities that are at a loss position at December 31, 2011, for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.

The unrealized losses associated with “Collateralized mortgage obligations – private label” (“private-label CMO”) are primarily related to securities backed by residential mortgages. In addition to verifying the credit ratings for the private-label CMOs, management analyzed the underlying mortgage loan collateral for these bonds. Various statistics or metrics were reviewed for each private-label CMO, including among others, the weighted average loan-to-value, FICO score, and delinquency and foreclosure rates of the underlying assets in the securities. At December 31, 2011, there were no “sub-prime” securities in the Corporation’s private-label CMOs portfolios. For private-label CMOs with unrealized losses at December 31, 2011, credit impairment was assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements that exist in that structure. The cash flow model incorporates actual cash flows through the current period and then projects the expected cash flows using a number of assumptions, including default rates, loss severity and prepayment rates. Management’s assessment also considered tests using more stressful parameters. Based on the assessments, management concluded that the tranches of the private-label CMOs held by the Corporation were not other-than-temporarily impaired at December 31, 2011, thus management expects to recover the amortized cost basis of the securities.

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

	2011		2010

(In thousands)	Amortized cost	Fair value	Amortized cost	Fair value

FNMA	$1,049,315	$1,089,069	$757,812	$789,838
FHLB	553,940	578,617	1,003,395	1,056,549

Freddie Mac	984,270	1,010,669	637,644	654,495

Note 9 – Investment securities held-to-maturity

The following tables present the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2011 and 2010 (2009 – only amortized cost is presented).

	2011
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$7,275	$6	$-	$7,281	2.24%
After 1 to 5 years	11,174	430	-	11,604	5.80
After 5 to 10 years	18,512	266	90	18,688	5.99
After 10 years	62,012	40	855	61,197	4.11
Total obligations of Puerto Rico, States and political subdivisions	98,973	742	945	98,770	4.51
Collateralized mortgage obligations - private label
After 10 years	160	-	9	151	5.45
Total collateralized mortgage obligations - private label	160	-	9	151	5.45
Other
After 1 to 5 years	26,250	83	-	26,333	3.41
Total other	26,250	83	-	26,333	3.41
Total investment securities held-to-maturity	$125,383	$825	$954	$125,254	4.28%

	2010			2009

(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield	Amortized cost

U.S. Treasury securities
Within 1 year	$25,873	$-	$1	$25,872	0.11%	$25,777

Total U.S. Treasury securities	25,873	-	1	25,872	0.11	25,777

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	2,150	6	-	2,156	5.33	7,015
After 1 to 5 years	15,529	333	-	15,862	4.10	109,415
After 5 to 10 years	17,594	115	268	17,441	5.96	17,112
After 10 years	56,702	-	1,649	55,053	4.25	48,600

Total obligations of Puerto Rico, States and political subdivisions	91,975	454	1,917	90,512	4.58	182,142

Collateralized mortgage obligations - private label
After 10 years	176	-	10	166	5.45	220

Total collateralized mortgage obligations - private label	176	-	10	166	5.45	220

Other
Within 1 year	4,080	-	-	4,080	1.15	3,573
After 1 to 5 years	250	-	7	243	1.20	1,250

Total other	4,330	-	7	4,323	1.15	4,823

Total investment securities held-to-maturity	$122,354	$454	$1,935	$120,873	3.51%	$212,962

141     POPULAR, INC. 2011 ANNUAL REPORT

Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

The following tables present the aggregate amortized cost and fair value of investments securities held-to-maturity at December 31, 2011, by contractual maturity.

(In thousands)	Amortized cost	Fair value

Within 1 year	$7,275	$7,281
After 1 to 5 years	37,424	37,937
After 5 to 10 years	18,512	18,688
After 10 years	62,172	61,348

Total investment securities held-to-maturity	$125,383	$125,254

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011 and 2010:

	At December 31, 2011
	Less than 12 months		12 months or more		Total

(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

Obligations of Puerto Rico, States and political subdivisions	$10,323	$92	$31,062	$853	$41,385	$945
Collateralized mortgage obligations - private label	-	-	151	9	151	9

Total investment securities held-to-maturity in an unrealized loss position	$10,323	$92	$31,213	$862	$41,536	$954

	At December 31, 2010
	Less than 12 months		12 months or more		Total

(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

U.S. Treasury securities	$25,872	$1	$-	$-	$25,872	$1
Obligations of Puerto Rico, States and political subdivisions	51,995	1,915	773	2	52,768	1,917
Collateralized mortgage obligations - private label	-	-	166	10	166	10
Other	243	7	-	-	243	7

Total investment securities held-to-maturity in an unrealized loss position	$78,110	$1,923	$939	$12	$79,049	$1,935

As indicated in Note 8 to these consolidated financial statements, management evaluates investment securities for OTTI declines in fair value on a quarterly basis.

The “Obligations of Puerto Rico, States and political subdivisions” classified as held-to-maturity at December 31, 2011 are primarily associated with securities issued by municipalities of Puerto Rico and are generally not rated by a credit rating agency. The Corporation performs periodic credit quality reviews on these issuers.

Note 10 – Loans

The risks of the Westernbank FDIC-assisted transaction acquired loans are significantly different from those loans not covered under the FDIC loss sharing agreements because of the loss protection provided by the FDIC. Accordingly, the Corporation presents loans subject to the loss sharing agreements as “covered loans” in the information below and loans that are not subject to the FDIC loss sharing agreements as “non-covered loans”.

For a summary of the accounting policy related to loans, interest recognition and allowance for loan losses refer to the summary of significant accounting policies included in Note 2 to these consolidated financial statements.

The following tables present the composition of loans held-in-portfolio (“HIP”), net of unearned income, at December 31, 2011 and 2010.

	Non-covered loans at	Covered loans at	Total loans HIP at
(In thousands)	December 31, 2011	December 31, 2011	December 31, 2011

Commercial real estate	$6,689,686	$2,271,295	$8,960,981
Commercial and industrial	3,845,200	241,447	4,086,647
Construction	311,628	546,826	858,454
Mortgage	5,518,460	1,172,954	6,691,414
Leasing	563,867	-	563,867
Consumer:
Credit cards	1,230,029	-	1,230,029
Home equity lines of credit	557,894	-	557,894
Personal	1,130,593	-	1,130,593
Auto	518,476	-	518,476
Other	236,763	116,181	352,944

Total loans held-in-portfolio[a]	$20,602,596	$4,348,703	$24,951,299

[a] Loans held-in-portfolio at December 31, 2011 are net of $101 million in unearned income and exclude $363 million in loans held-for-sale.

	Non-covered loans at	Covered loans at	Total loans HIP at
(In thousands)	December 31, 2010	December 31, 2010	December 31, 2010

Commercial real estate	$7,006,676	$2,463,549	$9,470,225
Commercial and industrial	4,386,809	303,632	4,690,441
Construction	500,851	640,492	1,141,343
Mortgage	4,524,722	1,259,459	5,784,181
Leasing	602,993	-	602,993
Consumer:
Credit cards	1,132,308	-	1,132,308
Home equity lines of credit	568,353	-	568,353
Personal	1,236,067	-	1,236,067
Auto	503,757	-	503,757
Other	265,499	169,750	435,249

Total loans held-in-portfolio[a]	$20,728,035	$4,836,882	$25,564,917

[a] Loans held-in-portfolio at December 31, 2010 are net of $106 million in unearned income and exclude $894 million in loans held-for-sale.

The following table provides a breakdown of loans held-for-sale (“LHFS”) at December 31, 2011 and 2010 by main categories.

(In thousands)	December 31, 2011	December 31, 2010

Commercial	$26,198	$60,528
Construction	236,045	412,744
Mortgage	100,850	420,666

Total	$363,093	$893,938

143     POPULAR, INC. 2011 ANNUAL REPORT

During the year ended December 31, 2011, the Corporation recorded purchases of mortgage loans amounting to $1.3 billion. In addition, during the year ended December 31, 2011, the Corporation recorded purchases of credit cards relationships with balances of approximately $131 million. There were no significant purchases of commercial and construction loans during 2011.

The Corporation sold approximately $350 million of residential mortgage loans during the year ended December 31, 2011. Also, the Corporation securitized approximately $907 million of mortgage loans to Government National Mortgage Association (“GNMA”) mortgage-backed securities during the year ended December 31, 2011. Furthermore, the Corporation securitized approximately $206 million of mortgage loans in Federal Mortgage Association (“FNMA”) mortgage-backed securities during the year ended December 31, 2011.

During the third quarter of 2011, the Corporation transferred $27 million of commercial and construction loans held-in-portfolio to loans to held-for-sale at a value of $14 million. This resulted in a write-down at the time of transfer of $12.7 million. Also, during the quarter ended September 30, 2011, these loans as well as other construction and commercial loans held-for sale with a combined book value of $128 million were sold to a newly created joint venture in which the Corporation holds a minority interest. Refer to Note 28 to the consolidated financial statements for details of this transaction. Besides this sale, the Corporation sold commercial and construction loans with a book value of approximately $30 million during the year ended December 31, 2011.

Non-covered loans

The following tables present non-covered loans held-in-portfolio that are in non-performing status and accruing loans past due 90 days or more by loan class at December 31, 2011 and 2010. Accruing loans past due 90 days or more consist primarily of credit cards, FHA / VA and other insured mortgage loans, and delinquent mortgage loans included in the Corporation’s financial statements pursuant to GNMA’s buy-back option program. Servicers of loans underlying GNMA mortgage-backed securities must report as their own assets the defaulted loans that they have the option (but not the obligation) to repurchase, even when they elect not to exercise that option. Also, accruing loans past due 90 days or more include residential conventional loans purchased from other financial institutions that, although delinquent, the Corporation has received timely payment from the sellers / servicers, and, in some instances, have partial guarantees under recourse agreements. However, residential conventional loans purchased from other financial institutions, which are in the process of foreclosure, are classified as non-performing mortgage loans.

	At December 31, 2011

	Puerto Rico		U.S. mainland		Popular, Inc.

(In thousands)	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more

Commercial real estate	$453,879	$-	$182,158	$-	$636,037	$-
Commercial and industrial	177,292	675	59,544	-	236,836	675
Construction	53,859	-	75,140	-	128,999	-
Mortgage	649,279	280,912	37,223	-	686,502	280,912
Leasing	5,642	-	166	-	5,808	-
Consumer:
Credit cards	-	25,748	735	-	735	25,748
Home equity lines of credit	-	157	10,065	-	10,065	157
Personal	19,317	-	1,516	-	20,833	-
Auto	6,830	-	34	-	6,864	-
Other	5,144	468	27	-	5,171	468

Total[1]	$1,371,242	$307,960	$366,608	$-	$1,737,850	$307,960

[1] For purposes of this table non-performing loans exclude $262 million in non-performing loans held-for-sale.

		At December 31, 2010

	Puerto Rico		U.S. mainland		Popular, Inc.

(In thousands)	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more

Commercial real estate	$370,677	$-	$182,456	$-	$553,133	$-
Commercial and industrial	114,792	-	57,102	-	171,894	-
Construction	64,678	-	173,876	-	238,554	-
Mortgage	518,446	292,387	23,587	-	542,033	292,387
Leasing	5,674	-	263	-	5,937	-
Consumer:
Credit cards	-	33,514	-	-	-	33,514
Home equity lines of credit	-	-	17,562	-	17,562	-
Personal	22,816	-	5,369	-	28,185	-
Auto	7,528	-	135	-	7,663	-
Other	6,892	1,442	-	-	6,892	1,442

Total[1]	$1,111,503	$327,343	$460,350	$-	$1,571,853	$327,343

[1] For purposes of this table non-performing loans exclude $672 million in non-performing loans held-for-sale.

At December 31, 2011 non-covered loans held-in-portfolio on which the accrual of interest income had been discontinued amounted to $1.7 billion (December 31, 2010 - $1.6 billion). Non-accruing loans at December 31, 2011 include $44 million in consumer loans (December 31, 2010 - $60 million).

The following tables present loans by past due status at December 31, 2011 and 2010 for non-covered loans held-in-portfolio (net of unearned income).

		December 31, 2011

		Puerto Rico

		Past due

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans held- in-portfolio Puerto Rico

Commercial real estate	$56,597	$21,586	$453,879	$532,062	$3,075,090	$3,607,152
Commercial and industrial	46,013	17,233	177,967	241,213	2,622,217	2,863,430
Construction	608	21,055	53,859	75,522	85,419	160,941
Mortgage	202,072	98,565	930,191	1,230,828	3,458,655	4,689,483
Leasing	7,927	2,301	5,642	15,870	532,836	548,706
Consumer:
Credit cards	14,507	11,479	25,748	51,734	1,164,086	1,215,820
Home equity lines of credit	155	395	157	707	19,344	20,051
Personal	17,583	10,434	19,317	47,334	935,854	983,188
Auto	22,677	5,883	6,830	35,390	480,874	516,264
Other	1,740	1,442	5,612	8,794	226,310	235,104

Total	$369,879	$190,373	$1,679,202	$2,239,454	$12,600,685	$14,840,139

145     POPULAR, INC. 2011 ANNUAL REPORT

		December 31, 2011

		U.S. mainland

		Past due

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due		Current	Loans held- in-portfolio U.S. mainland

Commercial real estate	$69,079	$6,882	$182,158	$258,119	$	2,824,415	$3,082,534
Commercial and industrial	24,436	7,858	59,544	91,838		889,932	981,770
Construction	3,921	-	75,140	79,061		71,626	150,687
Mortgage	30,594	13,190	37,223	81,007		747,970	828,977
Leasing	201	204	166	571		14,590	15,161
Consumer:
Credit cards	314	229	735	1,278		12,931	14,209
Home equity lines of credit	7,090	3,587	10,065	20,742		517,101	537,843
Personal	3,574	2,107	1,516	7,197		140,208	147,405
Auto	106	37	34	177		2,035	2,212
Other	29	10	27	66		1,593	1,659

Total	$139,344	$34,104	$366,608	$540,056	$	5,222,401	$5,762,457

		December 31, 2011

		Popular, Inc.

		Past due

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due		Current	Loans held- in-portfolio Popular, Inc.

Commercial real estate	$125,676	$28,468	$636,037	$790,181	$	5,899,505	$6,689,686
Commercial and industrial	70,449	25,091	237,511	333,051		3,512,149	3,845,200
Construction	4,529	21,055	128,999	154,583		157,045	311,628
Mortgage	232,666	111,755	967,414	1,311,835		4,206,625	5,518,460
Leasing	8,128	2,505	5,808	16,441		547,426	563,867
Consumer:
Credit cards	14,821	11,708	26,483	53,012		1,177,017	1,230,029
Home equity lines of credit	7,245	3,982	10,222	21,449		536,445	557,894
Personal	21,157	12,541	20,833	54,531		1,076,062	1,130,593
Auto	22,783	5,920	6,864	35,567		482,909	518,476
Other	1,769	1,452	5,639	8,860		227,903	236,763

Total	$509,223	$224,477	$2,045,810	$2,779,510	$	17,823,086	$20,602,596

		December 31, 2010

		Puerto Rico

		Past due

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due		Current	Loans held- in-portfolio Puerto Rico

Commercial real estate	$47,064	$25,547	$370,677	$443,288	$	3,412,310	$3,855,598
Commercial and industrial	34,703	23,695	114,792	173,190		2,688,228	2,861,418
Construction	6,356	3,000	64,678	74,034		94,322	168,356
Mortgage	188,468	83,789	810,833	1,083,090		2,566,610	3,649,700
Leasing	10,737	2,274	5,674	18,685		554,102	572,787
Consumer:
Credit cards	16,073	12,758	33,514	62,345		1,054,081	1,116,426
Personal	21,004	11,830	22,816	55,650		965,610	1,021,260
Auto	22,076	5,301	7,528	34,905		459,745	494,650
Other	3,799	1,318	8,334	13,451		252,048	265,499

Total	$350,280	$169,512	$1,438,846	$1,958,638	$	12,047,056	$14,005,694

		December 31, 2010

		U.S. mainland

		Past due

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due		Current	Loans held- in-portfolio U.S. mainland

Commercial real estate	$68,903	$10,322	$182,456	$261,681	$	2,889,397	$3,151,078
Commercial and industrial	30,372	15,079	57,102	102,553		1,422,838	1,525,391
Construction	30,105	292	173,876	204,273		128,222	332,495
Mortgage	38,550	12,751	23,587	74,888		800,134	875,022
Leasing	1,008	224	263	1,495		28,711	30,206
Consumer:
Credit cards	343	357	-	700		15,182	15,882
Home equity lines of credit	6,116	6,873	17,562	30,551		537,802	568,353
Personal	5,559	2,689	5,369	13,617		201,190	214,807
Auto	375	98	135	608		8,499	9,107

Total	$181,331	$48,685	$460,350	$690,366	$	6,031,975	$6,722,341

		December 31, 2010

		Popular, Inc.

		Past due

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due		Current	Loans held- in-portfolio Popular, Inc.

Commercial real estate	$115,967	$35,869	$553,133	$704,969	$	6,301,707	$7,006,676
Commercial and industrial	65,075	38,774	171,894	275,743		4,111,066	4,386,809
Construction	36,461	3,292	238,554	278,307		222,544	500,851
Mortgage	227,018	96,540	834,420	1,157,978		3,366,744	4,524,722
Leasing	11,745	2,498	5,937	20,180		582,813	602,993
Consumer:
Credit cards	16,416	13,115	33,514	63,045		1,069,263	1,132,308
Home equity lines of credit	6,116	6,873	17,562	30,551		537,802	568,353
Personal	26,563	14,519	28,185	69,267		1,166,800	1,236,067
Auto	22,451	5,399	7,663	35,513		468,244	503,757
Other	3,799	1,318	8,334	13,451		252,048	265,499

Total	$531,611	$218,197	$1,899,196	$2,649,004	$	18,079,031	$20,728,035

147     POPULAR, INC. 2011 ANNUAL REPORT

The following table provides a breakdown of loans held-for-sale (“LHFS”) in non-performing status at December 31, 2011 and 2010 by main categories.

(In thousands)	December 31, 2011	December 31, 2010

Commercial	$26,198	$60,528
Construction	236,045	412,204
Mortgage	59	199,025

Total	$262,302	$671,757

The components of the net financing leases receivable at December 31, 2011 and 2010 were as follows:

(In thousands)	2011	2010

Total minimum lease payments	$520,226	$551,000
Estimated residual value of leased property	134,194	147,667
Deferred origination costs, net of fees	6,691	7,109
Less - Unearned financing income	97,244	102,783
Net minimum lease payments	563,867	602,993
Less - Allowance for loan losses	4,891	13,153

	$558,976	$589,840

At December 31, 2011, future minimum lease payments are expected to be received as follows:

(In thousands)

2012	$154,005
2013	127,280
2014	100,748
2015	80,011
2016 and thereafter	58,182

$520,226

Covered loans

Covered loans acquired in the Westernbank FDIC-assisted transaction, except for lines of credit with revolving privileges, are accounted for by the Corporation in accordance with ASC Subtopic 310-30. Under ASC Subtopic 310-30, the acquired loans were aggregated into pools based on similar characteristics. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The covered loans which are accounted for under ASC Subtopic 310-30 by the Corporation are not considered non-performing and will continue to have an accretable yield as long as there is a reasonable expectation about the timing and amount of cash flows expected to be collected. The Corporation measures additional losses for this portfolio when it is probable the Corporation will be unable to collect all cash flows expected at acquisition plus additional cash flows expected to be collected arising from changes in estimates after acquisition. Lines of credit with revolving privileges that were acquired as part of the Westernbank FDIC-assisted transaction are accounted for under the guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loan payment receivable in excess of the Corporation’s initial investment in the loans be accreted into interest income. Loans accounted for under ASC Subtopic 310-20 are placed in non-accrual status when past due in accordance with the Corporation’s non-accruing policy and any accretion of discount is discontinued.

The following table presents covered loans in non-performing status and accruing loans past-due 90 days or more by loan class at December 31, 2011 and 2010.

	December 31, 2011		December 31, 2010

(In thousands)	Non-accrual loans	Accruing loans past due 90 days or more	Non-accrual loans	Accruing loans past due 90 days or more

Commercial real estate	$14,241	$125	$14,172	$-
Commercial and industrial	63,858	1,392	10,635	60
Construction	4,598	5,677	1,168	-
Mortgage	423	113	-	8,648
Consumer	516	377	-	2,308

Total[1]	$83,636	$7,684	$25,975	$11,016

[1] Covered loans accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

The following tables present loans by past due status at December 31, 2011 and 2010 for covered loans held-in-portfolio. The information considers covered loans accounted for under ASC Subtopic 310-20 and ASC Subtopic 310-30.

		December 31, 2011

		Covered loans

		Past due

							Covered loans
	30-59	60-89	90 days	Total			held-in-
(In thousands)	days	days	or more	past due		Current	portfolio

Commercial real estate	$35,286	$25,273	$519,222	$579,781	$	1,691,514	$2,271,295
Commercial and industrial	4,438	1,390	99,555	105,383		136,064	241,447
Construction	997	625	434,661	436,283		110,543	546,826
Mortgage	32,371	28,238	196,541	257,150		915,804	1,172,954
Consumer	2,913	3,289	15,551	21,753		94,428	116,181

Total covered loans	$76,005	$58,815	$1,265,530	$1,400,350	$	2,948,353	$4,348,703

		December 31, 2010

		Covered loans

		Past due

							Covered loans
	30-59	60-89	90 days	Total			held-in-
(In thousands)	days	days	or more	past due		Current	portfolio

Commercial real estate	$108,244	$89,403	$434,956	$632,603	$	1,830,946	$2,463,549
Commercial and industrial	12,091	5,491	32,585	50,167		253,465	303,632
Construction	23,445	11,906	351,386	386,737		253,755	640,492
Mortgage	80,978	34,897	119,745	235,620		1,023,839	1,259,459
Consumer	8,917	4,483	14,612	28,012		141,738	169,750

Total covered loans	$233,675	$146,180	$953,284	$1,333,139	$	3,503,743	$4,836,882

The following table presents loans acquired as part of the Westernbank FDIC-assisted transaction accounted for pursuant to ASC Subtopic 310-30 at the April 30, 2010 acquisition date. The information presented includes loans determined to be impaired at the time of acquisition (“credit impaired loans”), and loans that were considered to be performing at the acquisition date and are accounted for by analogy to ASC Subtopic 310-30 (“non-credit impaired loans”). Refer to Note 2 in these consolidated financial statements for a description of the Corporation’s significant accounting policies related to acquired loans and criteria considered by management to apply ASC 310-30 by analogy to non-credit impaired loans.

149     POPULAR, INC. 2011 ANNUAL REPORT

	April 30, 2010

(In thousands)	Non-credit impaired loans	Credit impaired loans	Total

Contractually-required principal and interest	$7,855,033	$1,995,580	$9,850,613
Non-accretable difference	2,154,542	1,248,365	3,402,907

Cash flows expected to be collected	5,700,491	747,215	6,447,706
Accretable yield	1,487,634	50,425	1,538,059

Fair value of loans accounted for under ASC Subtopic 310-30	$4,212,857	$696,790	$4,909,647

The cash flows expected to be collected consider the estimated remaining life of the underlying loans and include the effects of estimated prepayments. The unpaid principal balance of the acquired loans from the Westernbank FDIC-assisted transaction that are accounted for under ASC Subtopic 310-30 amounted to $8.1 billion at the April 30, 2010 transaction date.
The carrying amount of the loans acquired as part of the Westernbank FDIC-assisted transaction at December 31, 2011 and 2010 consisted of loans determined to be impaired at the time of acquisition, which are accounted for in accordance with ASC Subtopic 310-30 (“credit impaired loans”), and loans that were considered to be performing at the acquisition date, accounted for by analogy to ASC Subtopic 310-30 (“non-credit impaired loans”), as detailed in the following tables.

	December 31, 2011			December 31, 2010

	Carrying amount			Carrying amount

	Non-credit	Credit impaired		Non-credit	Credit impaired
(In thousands)	impaired loans	loans	Total	impaired loans	loans	Total

Commercial real estate	$1,920,141	$215,560	$2,135,701	$2,133,600	$247,654	$2,381,254
Commercial and industrial	85,859	4,621	90,480	117,869	8,257	126,126
Construction	279,561	260,208	539,769	341,866	292,341	634,207
Mortgage	1,065,842	102,027	1,167,869	1,156,879	87,062	1,243,941
Consumer	95,048	7,604	102,652	144,165	10,235	154,400

Carrying amount	3,446,451	590,020	4,036,471	3,894,379	645,549	4,539,928
Allowance for loan losses	(62,951)	(20,526)	(83,477)	-	-	-

Carrying amount, net of allowance	$3,383,500	$569,494	$3,952,994	$3,894,379	$645,549	$4,539,928

The outstanding principal balance of covered loans accounted pursuant to ASC Subtopic 310-30, including amounts charged off by the Corporation, amounted to $6.0 billion at December 31, 2011 (December 31, 2010 - $7.7 billion). At December 31, 2011, none of the acquired loans from the Westernbank FDIC-assisted transaction accounted for under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.

Changes in the carrying amount and the accretable yield for the acquired loans in the Westernbank FDIC-assisted transaction, which are accounted pursuant to the ASC Subtopic 310-30, for the years ended December 31, 2011 and 2010, were as follows:

			Accretable yield

			For the year ended
	December 31, 2011			December 31, 2010
	Non-credit	Credit		Non-credit	Credit
	impaired	impaired		impaired	impaired
(In thousands)	loans	loans	Total	loans	loans	Total

Beginning balance	$1,307,927	$23,181	$1,331,108	$-	$-	$-
Additions	-	-	-	1,487,634	50,425	1,538,059
Accretion	(271,760)	(80,641)	(352,401)	(179,707)	(27,244)	(206,951)
Change in expected cash flows	392,597	98,955	491,552	-	-	-

Ending balance	$1,428,764	$41,495	$1,470,259	$1,307,927	$23,181	$1,331,108

	Carrying amount of loans accounted for pursuant to ASC 310-30

			For the year ended
	December 31, 2011			December 31, 2010
	Non-credit	Credit		Non-credit	Credit
	impaired	impaired		impaired	impaired
(In thousands)	loans	loans	Total	loans	loans	Total

Beginning balance	$3,894,379	$645,549	$4,539,928	$-	$-	$-
Additions	-	-	-	4,212,857	696,790	4,909,647
Accretion	271,760	80,641	352,401	179,707	27,244	206,951
Collections	(719,688)	(136,170)	(855,858)	(498,185)	(78,485)	(576,670)

Ending balance	$3,446,451	$590,020	$4,036,471	$3,894,379	$645,549	$4,539,928
Allowance for loan losses ASC 310-30 covered loans	(62,951)	(20,526)	(83,477)	-	-	-

	$3,383,500	$569,494	$3,952,994	$3,894,379	$645,549	$4,539,928

During the year ended December 31, 2011, the Corporation recorded an allowance for loan losses related to the acquired covered loans that are accounted for under ASC Subtopic 310-30 as certain pools reflected lower expected cash flows. The following table provides the activity in the allowance for loan losses related to these acquired loans for the year ended December 31, 2011.

ASC 310-30 loans

(In thousands)	December 31, 2011

Balance at beginning of period	$-
Provision for loan losses	89,802
Net charge-offs	(6,325)

Balance at end of period	$83,477

There was no need to record an allowance for loan losses related to the covered loans at December 31, 2010.

151     POPULAR, INC. 2011 ANNUAL REPORT

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

Covered loans accounted for under ASC Subtopic 310-20 amounted to $0.3 billion at December 31, 2011 and 2010.

Note 11 – Allowance for loan losses

The following tables present the changes in the allowance for loan losses for the years ended December 31, 2011, 2010, and 2009.

		2011		2010	2009

	Non-covered	Covered
(In thousands)	loans	loans	Total	Total	Total

Balance at beginning of period	$793,225	$-	$793,225	$1,261,204	$882,807
Provision for loan losses	430,085	145,635	575,720	1,011,880	1,405,807
Charge-offs	(671,505)	(22,206)	(693,711)	(1,249,356)	(1,095,947)
Recoveries	137,457	1,516	138,973	96,704	68,537
Net recovery (write-down) related to loans transferred to LHFS	1,101	-	1,101	(327,207)	-

Balance at end of period	$690,363	$124,945	$815,308	$793,225	$1,261,204

The Corporation’s allowance for loan losses at December 31, 2011 includes $125 million related to the covered loan portfolio acquired in the Westernbank FDIC-assisted transaction. This allowance covers the estimated credit loss exposure related to: (i) acquired loans accounted for under ASC Subtopic 310-30, which required an allowance for loan losses of $83 million at year end; and (ii) acquired loans accounted for under ASC Subtopic 310-20, which required an allowance for loan losses of $42 million. Decreases in expected cash flows after the acquisition date for loans (pools) accounted for under ASC Subtopic 310-30 are recognized by recording an allowance for loan losses in the current period. For purposes of loans accounted for under ASC Subtopic 310-20 and new loans originated as a result of loan commitments assumed, the Corporation’s assessment of the allowance for loan losses is determined in accordance with the accounting guidance of loss contingencies in ASC Subtopic 450-20 (general reserve for inherent losses) and loan impairment guidance in ASC Section 310-10-35 for loans individually evaluated for impairment. Concurrently, the Corporation records an increase in the FDIC loss share asset for the expected reimbursement from the FDIC under the loss sharing agreements.

The following tables present the changes in the allowance for loan losses (“ALLL”) by portfolio segment for the years ended December 31, 2011 and 2010. Also, the tables present information at December 31, 2011 and 2010 regarding loan ending balances and the ALLL by portfolio segment and whether such loans and the ALLL pertain to loans individually or collectively evaluated for impairment.

	For the year ended December 31, 2011

		Puerto Rico

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$256,643	$16,074	$42,029	$7,154	$133,531	$455,431
Provision	315,150	18,880	64,038	941	88,222	487,231
Charge-offs	(238,789)	(19,914)	(30,040)	(6,527)	(135,804)	(431,074)
Recoveries	29,627	11,245	1,605	3,083	33,905	79,465
Write-down related to loans transferred to LHFS	(12,706)	-	-	-	-	(12,706)

Ending balance	$349,925	$26,285	$77,632	$4,651	$119,854	$578,347

Allowance for credit losses:
Specific ALLL non-covered loans	$10,407	$289	$14,944	$793	$16,915	$43,348
General ALLL non-covered loans	245,046	5,561	57,378	3,858	98,211	410,054

ALLL - non-covered loans	255,453	5,850	72,322	4,651	115,126	453,402

Specific ALLL covered loans	27,086	-	-	-	-	27,086
General ALLL covered loans	67,386	20,435	5,310	-	4,728	97,859

ALLL - covered loans	94,472	20,435	5,310	-	4,728	124,945

Total ALLL	$349,925	$26,285	$77,632	$4,651	$119,854	$578,347

Loans held-in-portfolio:
Impaired non-covered loans	$403,089	$49,747	$333,346	$6,104	$137,582	$929,868
Non-covered loans held-in-portfolio excluding impaired loans	6,067,493	111,194	4,356,137	542,602	2,832,845	13,910,271

Non-covered loans held-in-portfolio	6,470,582	160,941	4,689,483	548,706	2,970,427	14,840,139

Impaired covered loans	76,798	-	-	-	-	76,798
Covered loans held-in-portfolio excluding impaired loans	2,435,944	546,826	1,172,954	-	116,181	4,271,905

Covered loans held-in-portfolio	2,512,742	546,826	1,172,954	-	116,181	4,348,703

Total loans held-in-portfolio	$8,983,324	$707,767	$5,862,437	$548,706	$3,086,608	$19,188,842

153     POPULAR, INC. 2011 ANNUAL REPORT

	For the year ended December 31, 2011

	U.S. mainland

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$205,748	$31,650	$28,839	$5,999	$65,558	$337,794
Provision (reversal of provision)	63,301	(6,444)	1,480	(5,592)	35,744	88,489
Charge-offs	(153,555)	(27,780)	(16,571)	(849)	(63,882)	(262,637)
Recoveries	39,341	10,337	2,384	682	6,764	59,508
Net recovery related to loans transferred to LHFS	-	-	13,807	-	-	13,807

Ending balance	$154,835	$7,763	$29,939	$240	$44,184	$236,961

Allowance for credit losses:
Specific ALLL	$1,388	$-	$14,119	$-	$131	$15,638
General ALLL	153,447	7,763	15,820	240	44,053	221,323

Total ALLL	$154,835	$7,763	$29,939	$240	$44,184	$236,961

Loans held-in-portfolio:
Impaired loans	$171,588	$72,505	$49,534	$-	$2,526	$296,153
Loans held-in-portfolio, excluding impaired loans	3,892,716	78,182	779,443	15,161	700,802	5,466,304

Total loans held-in-portfolio	$4,064,304	$150,687	$828,977	$15,161	$703,328	$5,762,457

	For the year ended December 31, 2011

	Popular, Inc.

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$462,391	$47,724	$70,868	$13,153	$199,089	$793,225
Provision (reversal of provision)	378,451	12,436	65,518	(4,651)	123,966	575,720
Charge-offs	(392,344)	(47,694)	(46,611)	(7,376)	(199,686)	(693,711)
Recoveries	68,968	21,582	3,989	3,765	40,669	138,973
Net (write-down) recovery related to loans transferred to loans held-for-sale	(12,706)	-	13,807	-	-	1,101

Ending balance	$504,760	$34,048	$107,571	$4,891	$164,038	$815,308

Allowance for credit losses:
Specific ALLL non-covered loans	$11,795	$289	$29,063	$793	$17,046	$58,986
General ALLL non-covered loans	398,493	13,324	73,198	4,098	142,264	631,377

ALLL - non-covered loans	410,288	13,613	102,261	4,891	159,310	690,363

Specific ALLL covered loans	27,086	-	-	-	-	27,086
General ALLL covered loans	67,386	20,435	5,310	-	4,728	97,859

ALLL - covered loans	94,472	20,435	5,310	-	4,728	124,945

Total ALLL	$504,760	$34,048	$107,571	$4,891	$164,038	$815,308

Loans held-in-portfolio:
Impaired non-covered loans	$574,677	$122,252	$382,880	$6,104	$140,108	$1,226,021
Non-covered loans held-in-portfolio excluding impaired loans	9,960,209	189,376	5,135,580	557,763	3,533,647	19,376,575

Non-covered loans held-in-portfolio	10,534,886	311,628	5,518,460	563,867	3,673,755	20,602,596

Impaired covered loans	76,798	-	-	-	-	76,798
Covered loans held-in-portfolio excluding impaired loans	2,435,944	546,826	1,172,954	-	116,181	4,271,905

Covered loans held-in-portfolio	2,512,742	546,826	1,172,954	-	116,181	4,348,703

Total loans held-in-portfolio	$13,047,628	$858,454	$6,691,414	$563,867	$3,789,936	$24,951,299

155     POPULAR, INC. 2011 ANNUAL REPORT

December 31, 2010

Puerto Rico

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$231,844	$214,998	$24,911	$12,204	$171,901	$655,858
Provision (reversal of provision)	294,069	181,912	38,830	1,409	93,413	609,633
Charge-offs	(251,845)	(290,065)	(22,579)	(10,517)	(162,516)	(737,522)
Recoveries	20,712	915	867	4,058	30,733	57,285
Net (write-down) recovery related to loans transferred to LHFS	(38,137)	(91,686)	-	-	-	(129,823)

Ending balance	$256,643	$16,074	$42,029	$7,154	$133,531	$455,431

Allowance for credit losses:
Specific ALLL non-covered loans	$8,550	$216	$5,004	$-	$-	$13,770
General ALLL non-covered loans	248,093	15,858	37,025	7,154	133,531	441,661

Total ALLL[1]	$256,643	$16,074	$42,029	$7,154	$133,531	$455,431

Loans held-in-portfolio:
Impaired non-covered loans	$310,582	$65,698	$121,209	$-	$-	$497,489
Non-covered loans held-in-portfolio excluding impaired loans	6,406,434	102,658	3,528,491	572,787	2,897,835	13,508,205

Non-covered loans held-in-portfolio	6,717,016	168,356	3,649,700	572,787	2,897,835	14,005,694

Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio excluding impaired loans	2,767,181	640,492	1,259,459	-	169,750	4,836,882

Covered loans held-in-portfolio	2,767,181	640,492	1,259,459	-	169,750	4,836,882

Total loans held-in-portfolio	$9,484,197	$808,848	$4,909,159	$572,787	$3,067,585	$18,842,576

[1] At December 31, 2010, there was no allowance for loan losses on the covered loan portfolio.

December 31, 2010

U.S. mainland

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$212,221	$126,321	$129,700	$-	$137,104	$605,346
Provision (reversal of provision)	200,690	11,166	169,590	9,967	10,834	402,247
Charge-offs	(224,654)	(115,353)	(77,256)	(4,860)	(89,711)	(511,834)
Recoveries	17,491	9,516	4,189	892	7,331	39,419
Net (write-down) recovery related to loans transferred to LHFS	-	-	(197,384)	-	-	(197,384)

Ending balance	$205,748	$31,650	$28,839	$5,999	$65,558	$337,794

Allowance for credit losses:
Specific ALLL	$-	$-	$-	$-	$-	$-
General ALLL	205,748	31,650	28,839	5,999	65,558	337,794

Total ALLL	$205,748	$31,650	$28,839	$5,999	$65,558	$337,794

Loans held-in-portfolio:
Impaired loans	$135,386	$165,624	$-	$-	$-	$301,010
Loans held-in-portfolio, excluding impaired loans	4,541,083	166,871	875,022	30,206	808,149	6,421,331

Total loans held-in-portfolio	$4,676,469	$332,495	$875,022	$30,206	$808,149	$6,722,341

December 31, 2010

Popular, Inc.

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$444,065	$341,319	$154,611	$12,204	$309,005	$1,261,204
Provision (reversal of provision)	494,759	193,078	208,420	11,376	104,247	1,011,880
Charge-offs	(476,499)	(405,418)	(99,835)	(15,377)	(252,227)	(1,249,356)
Recoveries	38,203	10,431	5,056	4,950	38,064	96,704
Net (write-down) recovery related to loans transferred to loans held-for-sale	(38,137)	(91,686)	(197,384)	-	-	(327,207)

Ending balance	$462,391	$47,724	$70,868	$13,153	$199,089	$793,225

Allowance for credit losses:
Specific ALLL non-covered loans	$8,550	$216	$5,004	$-	$-	$13,770
General ALLL non-covered loans	453,841	47,508	65,864	13,153	199,089	779,455

Total ALLL[1]	$462,391	$47,724	$70,868	$13,153	$199,089	$793,225

Loans held-in-portfolio:
Impaired non-covered loans	$445,968	$231,322	$121,209	$-	$-	$798,499
Non-covered loans held-in-portfolio excluding impaired loans	10,947,517	269,529	4,403,513	602,993	3,705,984	19,929,536

Non-covered loans held-in-portfolio	11,393,485	500,851	4,524,722	602,993	3,705,984	20,728,035

Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio excluding impaired loans	2,767,181	640,492	1,259,459	-	169,750	4,836,882

Covered loans held-in-portfolio	2,767,181	640,492	1,259,459	-	169,750	4,836,882

Total loans held-in-portfolio	$14,160,666	$1,141,343	$5,784,181	$602,993	$3,875,734	$25,564,917

[1] At December 31, 2010, there was no allowance for loan losses on the covered loan portfolio.

157     POPULAR, INC. 2011 ANNUAL REPORT

Impaired loans

The following tables present loans individually evaluated for impairment at December 31, 2011 and 2010.

December 31, 2011

Puerto Rico

	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance

Commercial real estate	$53,906	$64,275	$4,152	$223,468	$284,039	$277,374	$348,314	$4,152
Commercial and industrial	42,294	55,180	6,255	83,421	115,245	125,715	170,425	6,255
Construction	1,672	2,369	289	48,075	101,042	49,747	103,411	289
Mortgage	333,346	336,682	14,944	-	-	333,346	336,682	14,944
Leasing	6,104	6,104	793	-	-	6,104	6,104	793
Consumer	137,582	137,582	16,915	-	-	137,582	137,582	16,915
Covered loans	75,798	75,798	27,086	1,000	1,000	76,798	76,798	27,086

Total Puerto Rico	$650,702	$677,990	$70,434	$355,964	$501,326	$1,006,666	$1,179,316	$70,434

December 31, 2011

U.S. mainland

	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance

Commercial real estate	$3,443	$3,443	$868	$127,504	$166,087	$130,947	$169,530	$868
Commercial and industrial	12,505	12,505	520	28,136	31,117	40,641	43,622	520
Construction	-	-	-	72,505	99,208	72,505	99,208	-
Mortgage	39,570	39,899	14,119	9,964	9,964	49,534	49,863	14,119
Consumer	2,526	2,526	131	-	-	2,526	2,526	131

Total U.S. mainland	$58,044	$58,373	$15,638	$238,109	$306,376	$296,153	$364,749	$15,638

December 31, 2011

Popular, Inc.

	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance

Commercial real estate	$57,349	$67,718	$5,020	$350,972	$450,126	$408,321	$517,844	$5,020
Commercial and industrial	54,799	67,685	6,775	111,557	146,362	166,356	214,047	6,775
Construction	1,672	2,369	289	120,580	200,250	122,252	202,619	289
Mortgage	372,916	376,581	29,063	9,964	9,964	382,880	386,545	29,063
Leasing	6,104	6,104	793	-	-	6,104	6,104	793
Consumer	140,108	140,108	17,046	-	-	140,108	140,108	17,046
Covered loans	75,798	75,798	27,086	1,000	1,000	76,798	76,798	27,086

Total Popular, Inc.	$708,746	$736,363	$86,072	$594,073	$807,702	$1,302,819	$1,544,065	$86,072

			December 31, 2010

			Puerto Rico

	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance

Commercial real estate	$11,403	$13,613	$3,590	$208,891	$256,858	$220,294	$270,471	$3,590
Commercial and industrial	23,699	28,307	4,960	66,589	79,917	90,288	108,224	4,960
Construction	4,514	10,515	216	61,184	99,016	65,698	109,531	216
Mortgage	114,733	115,595	5,004	6,476	6,476	121,209	122,071	5,004

Total Puerto Rico	$154,349	$168,030	$13,770	$343,140	$442,267	$497,489	$610,297	$13,770

There were no leases, consumer, or covered loans individually evaluated for impairment in the Puerto Rico portfolio at December 31, 2010.

			December 31, 2010

			U.S. mainland

	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial real estate	$-	$-	$-	$101,856	$152,876	$101,856	$152,876	$-
Commercial and industrial	-	-	-	33,530	44,443	33,530	44,443	-
Construction	-	-	-	165,624	248,955	165,624	248,955	-

Total U.S. mainland	$-	$-	$-	$301,010	$446,274	$301,010	$446,274	$-

There were no leases, consumer or mortgage loans individually evaluated for impairment in the U.S. mainland portfolio at December 31, 2010.

			December 31, 2010

			Popular, Inc.

	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance

Commercial real estate	$11,403	$13,613	$3,590	$310,747	$409,734	$322,150	$423,347	$3,590
Commercial and industrial	23,699	28,307	4,960	100,119	124,360	123,818	152,667	4,960
Construction	4,514	10,515	216	226,808	347,971	231,322	358,486	216
Mortgage	114,733	115,595	5,004	6,476	6,476	121,209	122,071	5,004

Total Popular, Inc.	$154,349	$168,030	$13,770	$644,150	$888,541	$798,499	$1,056,571	$13,770

159     POPULAR, INC. 2011 ANNUAL REPORT

The following table presents the average recorded investment and interest income recognized on non-covered impaired loans for the years ended December 31, 2011 and 2010.

		December 31, 2011
	Puerto Rico		U.S. mainland		Popular, Inc.
(In thousands)	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized
Commercial real estate	$248,834	$2,931	$116,402	$1,020	$365,236	$3,951
Commercial and industrial	108,002	1,468	37,086	720	145,088	2,188
Construction	57,723	49	119,065	158	176,788	207
Mortgage	227,278	11,587	24,767	1,038	252,045	12,625
Leasing	3,052	-	-	-	3,052	-
Consumer	68,791	-	1,263	-	70,054	-
Covered loans	38,399	1,013	-	-	38,399	1,013
Total Popular, Inc.	$752,079	$17,048	$298,583	$2,936	$1,050,662	$19,984

		December 31, 2010
	Puerto Rico		U.S. mainland		Popular, Inc.
(In thousands)	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized
Commercial real estate	$255,283	$5,753	$130,437	$1,261	$385,720	$7,014
Commercial and industrial	158,376	2,601	55,895	189	214,271	2,790
Construction	507,166	1,626	195,358	1,000	702,524	2,626
Mortgage	78,496	3,739	158,152	5,678	236,648	9,417
Total Popular, Inc.	$999,321	$13,719	$539,842	$8,128	$1,539,163	$21,847

Modifications

Troubled debt restructurings related to non-covered loan portfolios amounted to $881 million at December 31, 2011 (December 31, 2010 - $561 million). The amount of outstanding commitments to lend additional funds to debtors owing receivables whose terms have been modified in troubled debt restructurings amounted to $152 thousand related to the construction loan portfolio and $3 million related to the commercial loan portfolio at December 31, 2011 (December 31, 2010 - $3 million and $1 million, respectively).

As a result of adopting the amendments in Accounting Standards Update No. 2011-02, the Corporation reassessed all restructurings that occurred on or after January 1, 2011 for identification as troubled debt restructurings. Upon identifying those receivables as troubled debt restructurings, the Corporation identified them as impaired under the guidance in ASC 310-10-35. The amendments in Accounting Standards Update No. 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those receivables newly identified as impaired. At December 31, 2011, the recorded investment in receivables for which the modified loans were newly considered troubled debt restructurings under the provisions of ASU No. 2011-02 amounted to $27 million. The allowance for credit losses associated with those receivables, on the basis of a current evaluation of loss, was $1.6 million as of December 31, 2011, compared with $1.7 million under the previous evaluation of loss when the loans were not considered troubled debt restructurings.

A modification of a loan constitutes a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulty and the modification constitutes a concession. Commercial and industrial loans modified in a TDR often involve temporary interest-only payments, term extensions, and converting evergreen revolving credit lines to long term loans. Commercial real estate and construction loans modified in a TDR often involve reducing the interest rate for a limited period of time or the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or reductions in the payment plan. Construction loans modified in a TDR may also involve extending the interest-only payment period. Residential mortgage loans modified in a TDR are primarily comprised of loans where monthly payments are lowered to accommodate the borrowers’ financial needs for a period of time, normally five years. After the lowered monthly payment period ends, the borrower reverts back to paying principal and interest per the original terms with the maturity date adjusted accordingly. Home equity modifications are made infrequently and are not offered if the Corporation also holds the first mortgage. Home equity modifications are uniquely designed to meet the specific needs of each borrower. Automobile loans modified in a TDR are primarily comprised of loans where the Corporation has lowered monthly payments by extending the term. Credit cards modified in a TDR are primarily comprised of loans where monthly payments are lowered to accommodate the borrowers’ financial needs for a period of time, normally up to 24 months.

Loans modified in a TDR that are not accounted pursuant to ASC 310-30 are typically already in non-accrual status at the time of the modification and partial charge-offs have in some cases already been taken against the outstanding loan balance. The TDR loan continues in non-accrual status until the borrower has demonstrated a willingness and ability to make the restructured loan payments (generally at least six months of sustained performance after the modification (or one year for loans providing for quarterly or semi-annual payments)) and management has concluded that it is probable that the borrower would not be in payment default in the foreseeable future.

Loans modified in a TDR may have the financial effect to the Corporation of increasing the specific allowance for loan losses associated with the loan. Consumer and residential mortgage loans modified under the Corporation’s loss mitigation programs that are determined to be TDRs are individually evaluated for impairment based on an analysis of discounted cash flows. For the residential mortgage TDRs, the Corporation performs the impairment analysis of discounted cash flows giving consideration to probability of default and loss-given-foreclosure on those estimated cash flows, and records impairment by charging the provision for loan losses with a corresponding credit to the allowance for loan losses. Consumer loans modified under the Corporation’s loss mitigation programs that are determined to be TDRs are also individually reviewed under an impairment analysis of discounted cash flows and do not give consideration to default pre- or post-modification. Commercial and construction loans that have been modified as part of loss mitigation efforts are evaluated individually for impairment. The vast majority of the Corporation’s modified commercial loans are measured for impairment using the estimated fair value of the collateral, as these are normally considered as collateral dependent loans. In very few instances, the Corporation measures modified commercial loans at their estimated realizable values determined by discounting the expected future cash flows. Construction loans that have been modified are also accounted for as collateral dependent loans. The Corporation determines the fair value measurement dependent upon its exit strategy of the particular asset(s) acquired in foreclosure. The discounted cash flows analyses for the commercial and construction TDRs, currently, do not consider a default component. As indicated above, the vast majority of the Corporation’s modified commercial and construction loans are measured for impairment using the estimated fair value of the collateral, thus the consideration of the default rates in the evaluation of TDRs in these portfolios is not deemed material.

161     POPULAR, INC. 2011 ANNUAL REPORT

The following tables present the loan count by type of modification for those loans modified in a TDR during the year ended December 31, 2011.

Puerto Rico

For the year ended December 31, 2011

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial real estate	55	23	-	-
Commercial and industrial	95	47	-	-
Construction	4	-	-	-
Mortgage	448	1,032	284	300
Leasing	-	162	3	-
Consumer:
Credit cards	1,404	-	-	1,247
Personal	2,169	55	-	-
Auto	-	3	5	-
Other	46	-	-	-

Total	4,221	1,322	292	1,547

U.S. mainland

For the year ended December 31, 2011

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial real estate	-	-	-	2
Commercial and industrial	-	1	-	1
Construction	-	-	-	5
Mortgage	18	5	348	3
Consumer:
Other consumer	-	-	3	-

Total	18	6	351	11

Popular, Inc.

For the year ended December 31, 2011

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial real estate	55	23	-	2
Commercial and industrial	95	48	-	1
Construction	4	-	-	5
Mortgage	466	1,037	632	303
Leasing	-	162	3	-
Consumer:
Credit cards	1,404	-	-	1,247
Personal	2,169	55	-	-
Auto	-	3	5	-
Other	46	-	3	-

Total	4,239	1,328	643	1,558

The following tables present by class, quantitative information related to loans modified as TDRs during the year ended December 31, 2011.

Puerto Rico

For the year ended December 31, 2011

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial real estate	78	$78,344	$78,344	$(60)
Commercial and industrial	142	28,617	28,617	795
Construction	4	3,194	3,194	(292)
Mortgage	2,064	291,006	320,781	9,653
Leasing	165	3,702	3,553	34
Consumer:
Credit cards	2,651	23,563	26,444	113
Personal	2,224	27,688	27,671	645
Auto	8	93	95	-
Other	46	192	188	-

Total	7,382	$456,399	$488,887	$10,888

U.S. mainland

For the year ended December 31, 2011

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial real estate	2	$12,633	$9,355	$(420)
Commercial and industrial	2	11,878	9,742	(420)
Construction	5	16,189	16,432	(313)
Mortgage	374	37,722	39,184	12,419
Consumer:
Other consumer	3	1,559	1,683	-

Total	386	$79,981	$76,396	$11,266

Popular, Inc.

For the year ended December 31, 2011

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial real estate	80	$90,977	$87,699	$(480)
Commercial and industrial	144	40,495	38,359	375
Construction	9	19,383	19,626	(605)
Mortgage	2,438	328,728	359,965	22,072
Leasing	165	3,702	3,553	34
Consumer:
Credit cards	2,651	23,563	26,444	113
Personal	2,224	27,688	27,671	645
Auto	8	93	95	-
Other	49	1,751	1,871	-

Total	7,768	$536,380	$565,283	$22,154

Two loans comprising a recorded investment at loan splitting of approximately $6.5 million were restructured into multiple notes during 2011, of which $3.4 million were recorded as charged-offs. The renegotiations of these loans were made after analyzing the borrowers’ capacity to repay the debt, collateral and ability to perform under the modified terms. The recorded investment on these commercial TDRs amounted to $3.5 million at December 31, 2011 with a related allowance for loan losses amounting to approximately $57 thousand. The loans were in non-accruing status at December 31, 2011.

163     POPULAR, INC. 2011 ANNUAL REPORT

The following tables present by class, TDRs that were subject to payment default from January 1, 2011 through December 31, 2011 and that had been modified as a TDR during the twelve months preceding the default date. Payment default is defined as a restructured loan becoming 90 days past due after being modified, foreclosed or charged-off, whichever occurs first. The recorded investment at December 31, 2011 is inclusive of all partial paydowns and charge-offs since modification date. Loans modified as a TDR that were fully paid down, charged-off or foreclosed upon by period end are not reported.

Puerto Rico

Defaulted during the year ended December 31, 2011

(Dollars In thousands)	Loan count	Recorded investment as of first default date during the year ended December 31, 2011

Commercial real estate	19	$13,182
Commercial and industrial	25	4,681
Construction	-	-
Mortgage	522	81,200
Leasing	42	872
Consumer:
Credit cards	463	4,667
Personal	231	1,293
Auto	-	-
Other	2	29

Total	1,304	$105,924

U.S. mainland

Defaulted during the year ended December 31, 2011

(Dollars In thousands)	Loan count	Recorded investment as of first default date during the year ended December 31, 2011

Commercial real estate	2	$2,906
Commercial and industrial	2	1,552
Construction	20	24,876

Total	24	$29,334

Popular, Inc.

Defaulted during the year ended December 31, 2011

(Dollars In thousands)	Loan count	Recorded investment as of first default date during the year ended December 31, 2011

Commercial real estate	21	$16,088
Commercial and industrial	27	6,233
Construction	20	24,876
Mortgage	522	81,200
Leasing	42	872
Consumer:
Credit cards	463	4,667
Personal	231	1,293
Auto	-	-
Other	2	29

Total	1,328	$135,258

Commercial, consumer and mortgage loans modified in a TDR are closely monitored for delinquency as an early indicator of possible future default. If loans modified in a TDR subsequently default, the Corporation evaluates the loan for possible further impairment. The allowance for loan losses may be increased or partial charge-offs may be taken to further write-down the carrying value of the loan.

Credit Quality

The Corporation has defined a dual risk rating system to assign a rating to all credit exposures, particularly for the commercial and construction loan portfolios. Risk ratings in the aggregate provide the Corporation’s management the asset quality profile for the loan portfolio. The dual risk rating system provides for the assignment of ratings at the obligor level based on the financial condition of the borrower, and at the credit facility level based on the collateral supporting the transaction. The Corporation’s consumer and mortgage loans are not subject to the dual risk rating system. Consumer and mortgage loans are classified substandard or loss based on their delinquency status. All other consumer and mortgage loans that are not classified as substandard or loss would be considered “unrated”.

The Corporation’s obligor risk rating scales range from rating 1 (Excellent) to rating 14 (Loss). The obligor risk rating reflects the risk of payment default of a borrower in the ordinary course of business.

Pass Credit Classifications:

Pass (Scales 1 through 8) – Loans classified as pass have a well defined primary source of repayment very likely to be sufficient, with no apparent risk, strong financial position, minimal operating risk, profitability, liquidity and capitalization better than industry standards.

Watch (Scale 9) – Loans classified as watch have acceptable business credit, but borrowers operations, cash flow or financial condition evidence more than average risk, requires above average levels of supervision and attention from Loan Officers.

Special Mention (Scale 10) - Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Corporation’s credit position at some future date.

Adversely Classified Classifications:

Substandard (Scales 11 and 12) - Loans classified as substandard are deemed to be inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Loans classified as such have well-defined weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful (Scale 13) - Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the additional characteristic that the weaknesses make the collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss (Scale 14) - Uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be effected in the future.

Risk ratings scales 10 through 14 conform to regulatory ratings. The assignment of the obligor risk rating is based on relevant information about the ability of borrowers to service their debts such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

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

The Corporation has a Credit Process Review Group within the Corporate Credit Risk Management Division (“CCRMD”), which performs annual comprehensive credit process reviews of several middle markets, construction, asset-based and corporate banking lending groups in BPPR. This group evaluates the credit risk profile of each originating unit along with each unit’s credit administration effectiveness, including the assessment of the risk rating representative of the current credit quality of the loans, and the evaluation of collateral documentation. The monitoring performed by this group contributes to assess compliance with credit

165     POPULAR, INC. 2011 ANNUAL REPORT

policies and underwriting standards, determine the current level of credit risk, evaluate the effectiveness of the credit management process and identify control deficiencies that may arise in the credit-granting process. Based on its findings, the Credit Process Review Group recommends corrective actions, if necessary, that help in maintaining a sound credit process. CCRMD has contracted an outside loan review firm to perform the credit process reviews for the portfolios of commercial and construction loans in the U.S. mainland operations. The CCRMD participates in defining the review plan with the outside loan review firm and actively participates in the discussions of the results of the loan reviews with the business units. The CCRMD may periodically review the work performed by the outside loan review firm. CCRMD reports the results of the credit process reviews to the Risk Management Committee of the Corporation’s Board of Directors.

The following table presents the outstanding balance, net of unearned income, of non-covered loans held-in-portfolio based on the Corporation’s assignment of obligor risk ratings as defined at December 31, 2011 and 2010.

December 31, 2011

(In thousands)	Watch	Special Mention	Substandard	Doubtful	Loss	Sub-total Pass/ Unrated		Total

Puerto Rico[1]
Commercial real estate	$379,318	$327,555	$910,198	$7,517	$-	$1,624,588	$1,982,564	$3,607,152
Commercial and industrial	248,188	282,935	433,756	3,326	1,458	969,663	1,893,767	2,863,430

Total Commercial	627,506	610,490	1,343,954	10,843	1,458	2,594,251	3,876,331	6,470,582
Construction	2,245	27,820	68,816	1,586	-	100,467	60,474	160,941
Mortgage	-	-	626,771	-	-	626,771	4,062,712	4,689,483
Leasing	-	-	1,365	-	4,277	5,642	543,064	548,706
Consumer	-	-	53,649	-	4,015	57,664	2,912,763	2,970,427

Total Puerto Rico	$629,751	$638,310	$2,094,555	$12,429	$9,750	$3,384,795	$11,455,344	$14,840,139

U.S. mainland
Commercial real estate	$315,877	$91,511	$511,595	$-	$-	$918,983	$2,163,551	$3,082,534
Commercial and industrial	32,900	34,834	132,526	-	-	200,260	781,510	981,770

Total Commercial	348,777	126,345	644,121	-	-	1,119,243	2,945,061	4,064,304
Construction	3,202	26,293	108,079	-	-	137,574	13,113	150,687
Mortgage	-	-	37,236	-	-	37,236	791,741	828,977
Leasing	-	-	166	-	-	166	14,995	15,161
Consumer	-	-	5,666	-	6,712	12,378	690,950	703,328

Total U.S. mainland	$351,979	$152,638	$795,268	$-	$6,712	$1,306,597	$4,455,860	$5,762,457

Popular, Inc.
Commercial real estate	$695,195	$419,066	$1,421,793	$7,517	$-	$2,543,571	$4,146,115	$6,689,686
Commercial and industrial	281,088	317,769	566,282	3,326	1,458	1,169,923	2,675,277	3,845,200

Total Commercial	976,283	736,835	1,988,075	10,843	1,458	3,713,494	6,821,392	10,534,886
Construction	5,447	54,113	176,895	1,586	-	238,041	73,587	311,628
Mortgage	-	-	664,007	-	-	664,007	4,854,453	5,518,460
Leasing	-	-	1,531	-	4,277	5,808	558,059	563,867
Consumer	-	-	59,315	-	10,727	70,042	3,603,713	3,673,755

Total Popular, Inc.	$981,730	$790,948	$2,889,823	$12,429	$16,462	$4,691,392	$15,911,204	$20,602,596

The following table presents the weighted average obligor risk rating at December 31, 2011 for those classifications that consider a range of rating scales.

Weighted average obligor risk rating	(Scales 11 and 12)	(Scales 1 through 8)

Puerto Rico:[1]	Substandard	Pass

Commercial real estate	11.49	6.95

Commercial and industrial	11.39	6.62

Total Commercial	11.46	6.79

Construction	11.76	7.84

U.S. mainland:	Substandard	Pass

Commercial real estate	11.34	7.09

Commercial and industrial	11.41	6.89

Total Commercial	11.35	7.04

Construction	11.70	7.00

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

December 31, 2010
		Special
(In thousands)	Watch	Mention	Substandard	Doubtful	Loss	Sub-total	Pass/Unrated	Total
Puerto Rico[1]
Commercial real estate	$439,004	$346,985	$622,675	$6,302	$-	$1,414,966	$2,440,632	$ 3,855,598
Commercial and industrial	608,250	245,250	345,266	3,112	1,436	1,203,314	1,658,104	2,861,418
Total Commercial	1,047,254	592,235	967,941	9,414	1,436	2,618,280	4,098,736	6,717,016
Construction	38,921	12,941	67,271	15,939	-	135,072	33,284	168,356
Mortgage	-	-	550,933	-	-	550,933	3,098,767	3,649,700
Leasing	-	-	5,539	-	5,969	11,508	561,279	572,787
Consumer	-	-	47,907	-	4,227	52,134	2,845,701	2,897,835
Total Puerto Rico	$1,086,175	$605,176	$1,639,591	$25,353	$11,632	$3,367,927	$10,637,767	$ 14,005,694
U.S. mainland
Commercial real estate	$302,347	$93,564	$650,118	$-	$-	$1,046,029	$2,105,049	$ 3,151,078
Commercial and industrial	62,552	81,224	250,843	-	-	394,619	1,130,772	1,525,391
Total Commercial	364,899	174,788	900,961	-	-	1,440,648	3,235,821	4,676,469
Construction	30,021	40,022	257,651	-	-	327,694	4,801	332,495
Mortgage	-	-	23,587	-	-	23,587	851,435	875,022
Leasing	-	-	-	-	-	-	30,206	30,206
Consumer	-	-	14,240	-	8,825	23,065	785,084	808,149
Total U.S. mainland	$394,920	$214,810	$1,196,439	$-	$8,825	$1,814,994	$4,907,347	$ 6,722,341
Popular, Inc.
Commercial real estate	$741,351	$440,549	$1,272,793	$6,302	$-	$2,460,995	$4,545,681	$ 7,006,676
Commercial and industrial	670,802	326,474	596,109	3,112	1,436	1,597,933	2,788,876	4,386,809
Total Commercial	1,412,153	767,023	1,868,902	9,414	1,436	4,058,928	7,334,557	11,393,485
Construction	68,942	52,963	324,922	15,939	-	462,766	38,085	500,851
Mortgage	-	-	574,520	-	-	574,520	3,950,202	4,524,722
Leasing	-	-	5,539	-	5,969	11,508	591,485	602,993
Consumer	-	-	62,147	-	13,052	75,199	3,630,785	3,705,984
Total Popular, Inc.	$1,481,095	$819,986	$2,836,030	$25,353	$20,457	$5,182,921	$15,545,114	$ 20,728,035

167     POPULAR, INC. 2011 ANNUAL REPORT

The following table presents the weighted average obligor risk rating at December 31, 2010 for those classifications that consider a range of rating scales.

Weighted average obligor risk rating	(Scales 11 and 12)	(Scales 1 through 8)

Puerto Rico:[1]	Substandard	Pass

Commercial real estate	11.64	6.68

Commercial and industrial	11.24	6.76

Total Commercial	11.49	6.71

Construction	11.77	7.49

U.S. mainland:	Substandard	Pass

Commercial real estate	11.29	7.11

Commercial and industrial	11.17	6.98

Total Commercial	11.25	7.07

Construction	11.66	8.00

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

Note 12 – FDIC loss share asset

As indicated in Note 4 to the consolidated financial statements, in connection with the Westernbank FDIC-assisted transaction, BPPR entered into loss share agreements with the FDIC with respect to the covered loans and other real estate owned. The following table sets forth the activity in the FDIC loss share asset for the periods presented.

(In thousands)	2011	2010
Balance at beginning of year	$2,410,219	$ -
FDIC loss share indemnification asset recorded at business combination	-	2,425,929
(Amortization) accretion of loss share indemnification asset, net	(10,855)	73,487
Credit impairment losses to be covered under loss sharing agreements	110,457	-
Decrease due to reciprocal accounting on the discount accretion for loans and unfunded commitments accounted for under ASC Subtopic 310-20	(33,221)	(95,383)
Payments received from FDIC under loss sharing agreements	(561,111)	-
Other adjustments attributable to FDIC loss sharing agreements	(361)	6,186
Balance at December 31	$1,915,128	$ 2,410,219

Also related to the loss share agreements and as disclosed in Note 4 to the consolidated financial statements, BPPR has agreed to make a true-up payment to the FDIC on a pre-determined date following the true-up measurement date of the final shared-loss month, or upon the final disposition of all covered assets under the loss share agreements in the event losses on the loss share agreements fail to reach expected levels. The estimated true-up payment, a form of contingent consideration, is recorded separately from the loss share asset and is classified as other liabilities in the consolidated statements of financial condition. At December 31, 2011, the carrying amount of the true-up payment obligation amounted to $98 million (2010 - $92 million).

The loss share agreements contain specific terms and conditions regarding the management of the covered assets that BPPR must follow to receive reimbursement on losses from the FDIC. Under the loss share agreements, BPPR must:

•

manage and administer the covered assets and collect and effect charge-offs and recoveries with respect to such covered assets in a manner consistent with its usual and prudent business and banking practices and, with respect to single family shared-loss loans, the procedures (including collection procedures) customarily employed by BPPR in servicing and administering mortgage loans for its own account and the servicing procedures established by FNMA or the Federal Home Loan Mortgage Corporation (“FHLMC”), as in effect from time to time, and in accordance with accepted mortgage servicing practices of prudent lending institutions;

•	exercise its best judgment in managing, administering and collecting amounts on covered assets and effecting charge-offs with respect to the covered assets;

•

use commercially reasonable efforts to maximize recoveries with respect to losses on single family shared-loss assets and best efforts to maximize collections with respect to commercial shared-loss assets;

•	retain sufficient staff to perform the duties under the loss share agreements;
•	adopt and implement accounting, reporting, record-keeping and similar systems with respect to the commercial shared-loss assets;
•	comply with the terms of the modification guidelines approved by the FDIC with or another federal agency for any single-family shared-loss loan;
•	provide notice with respect to proposed transactions pursuant to which a third party or affiliate will manage, administer or collect any commercial shared-loss assets;
•	file monthly and quarterly certificates with the FDIC specifying the amount of losses, charge-offs and recoveries; and
•	maintain books and records sufficient to ensure and document compliance with the terms of the loss share agreements.

Note 13 – Transfers of financial assets and servicing assets

The Corporation typically transfers conforming residential mortgage loans in conjunction with GNMA and FNMA securitization transactions whereby the loans are exchanged for cash or securities and servicing rights. The securities issued through these transactions are guaranteed by the corresponding agency and, as such, under seller/service agreements the Corporation is required to service the loans in accordance with the agencies’ servicing guidelines and standards. Substantially, all mortgage loans securitized by the Corporation in GNMA and FNMA securities have fixed rates and represent conforming loans. As seller, the Corporation has made certain representations and warranties with respect to the originally transferred loans and, in some instances, has sold loans with credit recourse to a government-sponsored entity, namely FNMA. Refer to Note 26 to the consolidated financial statements for a description of such arrangements.

No liabilities were incurred as a result of these securitizations during the years ended December 31, 2011 and 2010 because they did not contain any credit recourse arrangements. The Corporation recorded a net gain $24.1 million and $15.0 million, respectively, during the years ended December 31, 2011 and 2010 related to these residential mortgage loans securitized.

169     POPULAR, INC. 2011 ANNUAL REPORT

The following tables present the initial fair value of the assets obtained as proceeds from residential mortgage loans securitized during the years ended December 31, 2011 and 2010:

Proceeds obtained during the year ended December 31, 2011

(In thousands)	Level 1	Level 2	Level 3	Initial fair value

Assets

Trading account securities:
Mortgage-backed securities - GNMA	-	$907,238	-	$907,238
Mortgage-backed securities - FNMA	-	206,437	-	206,437

Total trading account securities	-	$1,113,675	-	$1,113,675

Mortgage servicing rights	-	-	$18,826	$18,826

Total	-	$1,113,675	$18,826	$1,132,501

	Proceeds obtained during the year ended December 31, 2010

(In thousands)	Level 1	Level 2	Level 3	Initial fair value

Assets

Investments securities available for sale:
Mortgage-backed securities - GNMA	-	$6,554	-	$6,554
Mortgage-backed securities - FNMA	-	-	-	-

Total investment securities available-for-sale	-	$6,554	-	$6,554

Trading account securities:
Mortgage-backed securities - GNMA	-	$635,575	$4,147	$639,722
Mortgage-backed securities - FNMA	-	171,252	-	171,252

Total trading account securities	-	$806,827	$4,147	$810,974

Mortgage servicing rights	-	-	$14,691	$14,691

Total	-	$813,381	$18,838	$832,219

During the years ended December 31, 2011 the Corporation retained servicing rights on whole loan sales involving approximately $134 million in principal balance outstanding (December 31, 2010 - $86 million), with net realized gains of approximately $2.9 million (December 31, 2010 - $1.9 million). All loan sales performed during the year ended December 31, 2011 were without credit recourse agreements.

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

The following table presents the changes in MSRs measured using the fair value method for the years ended December 31, 2011 and 2010.

Residential MSRs

(In thousands)	2011	2010

Fair value at beginning of period	$166,907	$169,747
Purchases	1,732	4,693
Servicing from securitizations or asset transfers	19,971	15,326
Changes due to payments on loans [1]	(13,156)	(13,985)
Reduction due to loan repurchases	(3,717)	(2,911)
Changes in fair value due to changes in valuation model inputs or assumptions [2]	(20,188)	(5,963)
Other disposals	(226)	-

Fair value at end of period	$151,323	$166,907

[1] Represents changes due to collection / realization of expected cash flows over time.

[2] Change in fair value during 2011 was principally related to an increase in the delinquency, foreclosure and base cost assumption.

Residential mortgage loans serviced for others were $17.3 billion at December 31, 2011 (2010 - $18.4 billion).

Net mortgage servicing fees, a component of other service fees in the consolidated statements of operations, include the changes from period to period in the fair value of the MSRs, which may result from changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions) and other changes, including changes due to collection / realization of expected cash flows. Mortgage servicing fees, excluding fair value adjustments, for the year ended December 31, 2011 amounted to $49.2 million (2010 - $47.7 million; 2009 - $46.5 million). The banking subsidiaries receive servicing fees based on a percentage of the outstanding loan balance. At December 31, 2011, those weighted average mortgage servicing fees were 0.27% (2010 – 0.27%). Under these servicing agreements, the banking subsidiaries do not generally earn significant prepayment penalty fees on the underlying loans serviced.

The section below includes information on assumptions used in the valuation model of the MSRs, originated and purchased.

Key economic assumptions used in measuring the servicing rights retained at the date of the residential mortgage loan securitizations and whole loan sales by the banking subsidiaries during the years ended December 31, 2011 and 2010 were as follows:

	2011		2010

Prepayment speed	5.8%		5.9%
Weighted average life	17.3	years	17.1	years
Discount rate (annual rate)	11.5%		11.4%

Key economic assumptions used to estimate the fair value of MSRs derived from sales and securitizations of mortgage loans performed by the banking subsidiaries and the sensitivity to immediate changes in those assumptions at December 31, 2011 and 2010 were as follows:

Originated MSRs

(In thousands)	December 31, 2011		December 31, 2010

Fair value of retained interests	$99,280		$101,675
Weighted average life	13.0	years	12.5	years
Weighted average prepayment speed (annual rate)	7.7%		8.0%
Impact on fair value of 10% adverse change	$(2,744)		$(3,413)
Impact on fair value of 20% adverse change	$(5,800)		$(6,651)
Weighted average discount rate (annual rate)	12.6%		12.8%
Impact on fair value of 10% adverse change	$(3,913)		$(4,479)
Impact on fair value of 20% adverse change	$(7,948)		$(8,605)

171     POPULAR, INC. 2011 ANNUAL REPORT

The banking subsidiaries also own servicing rights purchased from other financial institutions. The fair value of purchased MSRs, their related valuation assumptions and the sensitivity to immediate changes in those assumptions at December 31, 2011 and 2010 were as follows:

	Purchased MSRs

(In thousands)		December 31, 2011		December 31, 2010

Fair value of retained interests		$52,043		$65,232
Weighted average life		14.6	years	12.7	years
Weighted average prepayment speed (annual rate)		6.9%		7.9%
Impact on fair value of 10% adverse change		$(1,887)		$(1,963)
Impact on fair value of 20% adverse change		$(3,303)		$(3,956)
Weighted average discount rate (annual rate)		11.4%		11.5%
Impact on fair value of 10% adverse change		$(2,376)		$(2,353)
Impact on fair value of 20% adverse change		$(4,214)		$(4,671)

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

At December 31, 2011, the Corporation serviced $3.5 billion (2010 - $4.0 billion) in residential mortgage loans with credit recourse to the Corporation.

Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase, at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans. At December 31, 2011, the Corporation had recorded $180 million in mortgage loans on its financial statements related to this buy-back option program (2010 - $168 million).

The Corporation has also identified the rights to service a portfolio of Small Business Administration (“SBA”) commercial loans as another class of servicing rights. The SBA servicing rights are measured at the lower of cost or fair value method. The following table presents the activity in the SBA servicing rights for the years ended December 31, 2011 and 2010. During 2011 and 2010, the Corporation did not execute any sale of SBA loans.

(In thousands)	2011	2010

Balance at beginning of year	$1,697	$2,758
Rights originated / purchased	-	-
Amortization	(610)	(1,061)

Balance at end of year	$1,087	$1,697
Less: Valuation allowance	-	-

Balance at end of year, net of valuation allowance	$1,087	$1,697

Fair value at end of year	$3,336	$4,274

SBA loans serviced for others were $514 million at December 31, 2011 (2010 - $531 million).

In 2011 and 2010, weighted average servicing fees on the SBA serviced loans were approximately 1.04%.

Key economic assumptions used to estimate the fair value of SBA loans and the sensitivity to immediate changes in those assumptions were as follows:

SBA Loans

(In thousands)	2011		2010

Carrying amount of retained interests	$1,087		$1,697

Fair value of retained interests	$3,336		$4,274

Weighted average life	3.2	years	3.2	years

Weighted average prepayment speed (annual rate)	5.5%		8.0%

Impact on fair value of 10% adverse change	$(46)		$(86)

Impact on fair value of 20% adverse change	$(95)		$(178)

Weighted average discount rate (annual rate)	13.0%		13.0%

Impact on fair value of 10% adverse change	$(103)		$(130)

Impact on fair value of 20% adverse change	$(210)		$(265)

Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation, including its own loan portfolio, for the years ended December 31, 2011 and 2010, are disclosed in the following tables. Loans securitized/sold represent loans in which the Corporation has continuing involvement in the form of credit recourse.

2011

(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses

Loans (owned and managed):

Commercial	$10,561,084	$953,305	$310,219

Construction	547,673	386,099	35,347

Lease financing	563,867	8,313	3,611

Mortgage	9,076,243	1,382,534	29,439

Consumer	3,673,755	105,644	155,765

Covered loans	4,348,703	1,324,345	20,690

Less:

Loans securitized / sold	(3,456,933)	(301,960)	(1,434)

Loans held-for-sale	(363,093)	(263,648)	1,101

Loans held-in-portfolio	$24,951,299	$3,594,632	$554,738

173     POPULAR, INC. 2011 ANNUAL REPORT

2010

(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses

Loans (owned and managed):

Commercial	$11,454,013	$860,554	$476,433

Construction	913,595	654,050	486,673

Lease financing	602,993	8,435	10,427

Mortgage	8,927,303	1,554,033	293,582

Consumer	3,705,984	136,483	214,163

Covered loans	4,836,882	183,799	-

Less:

Loans securitized / sold	(3,981,915)	(423,345)	(1,419)

Loans held-for-sale	(893,938)	-	(327,207)

Loans held-in-portfolio	$25,564,917	$2,974,009	$1,152,652

Note 14 - Premises and equipment

The premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

(In thousands)	Useful life in years	2011	2010

Land		$108,468	$103,632

Buildings	7-50	493,746	494,512

Equipment	1-10	312,975	324,106

Leasehold improvements	3-10	88,882	86,117

		895,603	904,735

Less - Accumulated depreciation and amortization		471,083	467,706

Subtotal		424,520	437,029

Construction in progress		5,498	4,792

Total premises and equipment, net		$538,486	$545,453

Depreciation and amortization of premises and equipment for the year 2011 was $46.4 million (2010 -$58.9 million; 2009 - $64.4 million), of which $23.8 million (2010 - $24.4 million; 2009 - $24.1 million) was charged to occupancy expense and $22.6 million (2010 - $34.5 million; 2009 - $40.3 million) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $23.3 million (2010 - $27.1 million; 2009 - $26.6 million).

Note 15 – Other assets

The caption of other assets in the consolidated statements of financial condition consists of the following major categories:

(In thousands)	2011	2010

Net deferred tax assets (net of valuation allowance)	$429,691	$388,466

Investments under the equity method	313,152	299,185

Bank-owned life insurance program	238,077	237,997

Prepaid FDIC insurance assessment	58,082	147,513

Other prepaid expenses	77,335	75,149

Derivative assets	61,886	72,510

Securities sold not yet delivered	69,535	23,055

Others	214,635	206,012

Total other assets	$1,462,393	$1,449,887

Note 16 – Goodwill and other intangible assets

The changes in the carrying amount of goodwill for the years ended December 31, 2011, and 2010, allocated by reportable segments and corporate group, were as follows (refer to Note 39 for the definition of the Corporation’s reportable segments):

2011

(In thousands)	Balance at January 1, 2011	Goodwill on acquisition	Purchase accounting adjustments	Other	Balance at December 31, 2011

Banco Popular de Puerto Rico	$ 245,309	$ 1,035	$ (72)	$ -	$ 246,272

Banco Popular North America	402,078	-	-	-	402,078

Total Popular, Inc.	$ 647,387	$ 1,035	$ (72)	$ -	$ 648,350

2010

(In thousands)	Balance at January 1, 2010	Goodwill on acquisition	Purchase accounting adjustments	Other	Balance at December 31, 2010

Banco Popular de Puerto Rico	$ 157,025	$ 88,284	$ -	$ -	$ 245,309

Banco Popular North America	402,078	-	-	-	402,078

Corporate	45,246	-	-	(45,246)	-

Total Popular, Inc.	$ 604,349	$ 88,284	$ -	$ (45,246)	$ 647,387

The goodwill recognized in the BPPR reportable segment during 2011 is related to the acquisition of the Wells Fargo Advisors’ Puerto Rico branch.

Purchase accounting adjustments consists of adjustments to the value of the assets acquired and liabilities assumed resulting from the completion of appraisals or other valuations, adjustments to initial estimates recorded for transaction costs, if any, and contingent consideration paid during a contractual contingency period.

The goodwill recognized in the BPPR reportable segment during the 2010 relates to the Westernbank FDIC-assisted transaction.

On September 30, 2010, the Corporation completed the sale of the processing and technology business of EVERTEC, which resulted in a $45 million reduction of goodwill for the Corporation.

175     POPULAR, INC. 2011 ANNUAL REPORT

The following table presents the gross amount of goodwill and accumulated impairment losses by reportable segments and Corporate group.

2011

(In thousands)	Balance at January 1, 2011 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2011 (net amounts)	Balance at December 31, 2011 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2011 (net amounts)

Banco Popular de Puerto Rico	$ 245,309	$-	$245,309	$ 246,272	$-	$246,272

Banco Popular North America	566,489	164,411	402,078	566,489	164,411	402,078

Total Popular, Inc.	$ 811,798	$164,411	$647,387	$ 812,761	$164,411	$648,350

2010

(In thousands)	Balance at January 1, 2010 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2010 (net amounts)	Balance at December 31, 2010 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2010 (net amounts)

Banco Popular de Puerto Rico	$ 157,025	$-	$157,025	$ 245,309	$-	$245,309

Banco Popular North America	566,489	164,411	402,078	566,489	164,411	402,078

Corporate	45,429	183	45,246	-	-	-

Total Popular, Inc.	$ 768,943	$164,594	$604,349	$ 811,798	$164,411	$647,387

The accumulated impairment losses in the BPNA reportable segment are associated with E-LOAN.

At December 31, 2011 and 2010, the Corporation had $6 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’s trademark.

The following table reflects the components of other intangible assets subject to amortization:

	2011		2010

(In thousands)	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization

Core deposits	$80,591	$38,199	$80,591	$29,817

Other customer relationships	19,953	4,643	5,092	3,430

Other intangibles	242	103	189	43

Total	$100,786	$42,945	$85,872	$33,290

During the year ended December 31, 2011, the Corporation recognized $14 million in customer relationships associated with the purchase of the Citibank American Airlines co-branded credit card portfolio for Puerto Rico and the U.S. Virgin Islands and the acquisition of certain assets and liabilities of the Wells Fargo Advisors Puerto Rico branch. These customer relationship assets are to be amortized to operating expenses ratably on a monthly basis over a 10-year period.

During the year ended December 31, 2011, the Corporation recognized $9.7 million in amortization expense related to other intangible assets with definite useful lives (2010 - $9.2 million; 2009 - $9.5 million).

The following table presents the estimated amortization of the intangible assets with definite useful lives for each of the following periods:

(In thousands)

Year 2012	$10,049

Year 2013	9,825

Year 2014	9,182

Year 2015	7,038

Year 2016	6,753

Results of the Goodwill Impairment Test

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

Under applicable accounting standards, goodwill impairment analysis is a two-step test. The first step of the goodwill impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed. The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles (including any unrecognized intangible assets, such as unrecognized core deposits and trademark) as if the reporting unit was being acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Corporation estimates the fair values of the assets and liabilities of a reporting unit, consistent with the requirements of the fair value measurements accounting standard, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of the assets and liabilities reflects market conditions, thus volatility in prices could have a material impact on the determination of the implied fair value of the reporting unit goodwill at the impairment test date. The adjustments to measure the assets, liabilities and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the consolidated statement of financial condition. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under applicable accounting standards.

The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2011 using July 31, 2011 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.

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

177     POPULAR, INC. 2011 ANNUAL REPORT

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

For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 13.51% to 19.40% for the 2011 analysis. The Ibbotson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (20-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.

For BPNA, the only reporting unit that failed Step 1, the Corporation determined the fair value of Step 1 utilizing a DCF approach and a market value approach. The market value approach is based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. The market multiples used included “price to book” and “price to tangible book”. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31), requiring the completion of Step 2. In accordance with accounting standards, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete Step 2, the Corporation subtracted from BPNA’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill is $1.1 billion, which exceeded the goodwill carrying value of $402 million at July 31, 2011 by $701 million, resulting in no goodwill impairment. The reduction in BPNA’s Step 1 fair value was offset by a reduction in the fair value of its net assets, resulting in an implied fair value of goodwill that exceeds the recorded book value of goodwill.

The analysis of the results for Step 2 indicates that the reduction in the fair value of the reporting unit was mainly attributed to the deteriorated fair value of the loan portfolios and not to the fair value of the reporting unit as a going concern. The current negative performance of the reporting unit is principally related to deteriorated credit quality in its loan portfolio, which is consistent with the results of the Step 2 analysis. The fair value determined for BPNA’s loan portfolio in the July 31, 2011 annual test represented a discount of 28.0%, compared with 21.5% at December 31, 2010. The discount is mainly attributed to market participant’s expected rate of returns, which affected the market discount on the commercial and construction loan portfolios of BPNA.

If the Step 1 fair value of BPNA declines further in the future without a corresponding decrease in the fair value of its net assets or if loan discounts improve without a corresponding increase in the Step 1 fair value, the Corporation may be required to record a goodwill impairment charge. The Corporation engaged a third-party valuator to assist management in the annual evaluation of BPNA’s goodwill (including Step 1 and Step 2) as well as BPNA’s loan portfolios as of the July 31, 2011 valuation date. Management discussed the methodologies, assumptions and results supporting the relevant values for conclusions and determined they were reasonable.

Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2011 annual assessment were reasonable.

The goodwill impairment evaluation process requires the Corporation to make estimates and assumptions with regard to the fair value of the reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact the Corporation’s results of operations and the reporting units where the goodwill is recorded. Declines in the Corporation’s market capitalization could increase the risk of goodwill impairment in the future.

Management monitors events or changes in circumstances between annual tests to determine if these events or changes in circumstances would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Management continued monitoring the fair value of the reporting units, particularly BPPR and BPNA that represent, between this two reporting entities, approximately 97% of the Corporation goodwill balance at December 31, 2011. As part of the monitoring process, management performed an assessment for BPPR and BPNA at December 31, 2011. The Corporation determined BPPR’s and BPNA’s fair values utilizing the same valuation approaches (market and DCF) used in the annual goodwill impairment test. The determined fair value for BPPR at December 31, 2011 exceeded its carrying amount concluding that there is no goodwill impairment. For BPNA, the determined fair value at December 31, 2011 continued to be below its carrying amount under all valuation approaches. The fair value determination of BPNA’s assets and liabilities was updated at December 31, 2011 utilizing valuation methodologies consistent with the July 31, 2011 test. The results of the BPNA assessment at December 31, 2011 indicated that the implied fair value of goodwill exceeded the goodwill carrying amount, resulting in no goodwill impairment. The results obtained in the December 31, 2011 assessment of BPNA were consistent with the results of the annual impairment test in that the reduction in the fair value of BPNA was mainly attributable to a significant reduction in the fair value of BPNA’s loan portfolio.

At December 31, 2011 and 2010, other than goodwill, the Corporation had $6 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’S trademark.

The valuation of the E-LOAN trademark was performed using the “relief-from-royalty” valuation approach. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademark, the Corporation is relieved from having to pay a royalty, usually expressed as a percentage of revenue, for the use of trademark. The main attributes involved in the valuation of this intangible asset include the royalty rate, revenue projections that benefit from the use of this intangible, after-tax royalty savings derived from the ownership of the intangible, and the discount rate to apply to the projected benefits to arrive at the present value of this intangible. Since estimates are an integral part of this trademark impairment analysis, changes in these estimates could have a significant impact on the calculated fair value. There were no impairments recognized during the years ended December 31, 2011 and 2010 related to E-LOAN’s trademark.

Note 17 – Deposits

Total interest bearing deposits consisted of:

	December 31,

(In thousands)	2011	2010

Savings accounts	$6,473,215	$6,177,074
NOW, money market and other interest bearing demand deposits	5,103,398	4,756,615

Total savings, NOW, money market and other interest bearing demand deposits	11,576,613	10,933,689

Certificates of deposit:
Under $100,000	6,473,095	6,238,229
$100,000 and over	4,236,945	4,650,961

Total certificates of deposit	10,710,040	10,889,190

Total interest bearing deposits	$22,286,653	$21,822,879

179     POPULAR, INC. 2011 ANNUAL REPORT

A summary of certificates of deposit by maturity at December 31, 2011, follows:

(In thousands)
2012	$6,873,895
2013	1,598,877
2014	833,916
2015	764,247
2016	569,217
2017 and thereafter	69,888
Total certificates of deposit	$10,710,040

At December 31, 2011, the Corporation had brokered deposits amounting to $3.4 billion (2010 - $2.3 billion).

The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $13 million at December 31, 2011 (2010 - $52 million).

Note 18 – Assets sold under agreements to repurchase

The following table summarizes certain information on assets sold under agreements to repurchase at December 31, 2011, 2010, and 2009:

(Dollars in thousands)	2011	2010	2009
Assets sold under agreements to repurchase	$2,141,097	$2,412,550	$2,632,790
Maximum aggregate balance outstanding at any month-end	$2,822,308	$2,672,553	$3,938,845
Average monthly aggregate balance outstanding	$2,480,490	$2,356,100	$2,844,975
Weighted average interest rate:
For the year	2.20%	2.55%	2.45%
At December 31	2.57%	2.34%	2.42%

The repurchase agreements outstanding at December 31, 2011 were collateralized by $1.8 billion in investment securities available for sale, $ 403 million in trading securities and $ 68 million in securities sold not yet delivered in other assets (2010 - $2.1 billion in investment securities available for sale and $492 million in trading securities). It is the Corporation’s policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statement of financial condition.

In addition, there were repurchase agreements outstanding collateralized by $274 million (2010 - $172 million) in securities purchased underlying agreements to resell to which the Corporation has the right to repledge. It is the Corporation’s policy to take possession of securities purchased under agreements to resell. However, the counterparties to such agreements maintain effective control over such securities, and accordingly are not reflected in the Corporation’s consolidated statements of financial condition.

The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the carrying value and approximate market value of the collateral (including accrued interest) at December 31, 2011 and 2010. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held-for-trading purposes or which have been obtained under agreements to resell.

	2011				2010

		Carrying	Market	Weighted		Carrying	Market	Weighted

	Repurchase	value of	value of	average	Repurchase	value of	value of	average

(Dollars in thousands)	liability	collateral	collateral	interest rate	liability	collateral	collateral	interest rate

Obligations of U.S. government sponsored entities

Within 30 days	$121,004	$126,317	$126,317	0.37%	$205,320	$216,530	$216,530	0.37%

After 90 days	348,100	393,998	393,998	3.55	373,333	426,664	426,664	4.22

Total obligations of U.S. government sponsored entities	469,104	520,315	520,315	2.73	578,653	643,194	643,194	2.85

Mortgage-backed securities

Within 30 days	39,148	43,009	43,009	0.46	84,345	90,434	90,434	0.33

After 30 to 90 days	6,369	7,011	7,011	4.37	32,261	32,415	32,415	5.29

After 90 days	633,930	628,243	628,243	3.99	561,790	644,943	644,943	4.40

Total mortgage-backed securities	679,447	678,263	678,263	3.79	678,396	767,792	767,792	3.94

Collateralized mortgage obligations

Within 30 days	194,958	240,675	240,675	0.59	280,951	329,634	329,634	0.38

After 30 to 90 days	43,704	47,388	47,388	4.37	89,561	103,398	103,398	0.38

After 90 days	130,003	291,096	291,096	3.52	173,840	244,078	244,078	4.26

Total collateralized mortgage obligations	368,665	579,159	579,159	2.08	544,352	677,110	677,110	1.62

Total	$1,517,216	$1,777,737	$1,777,737	3.05%	$1,801,401	$2,088,096	$2,088,096	2.89%

Note 19 – Other short-term borrowings

The following table presents a breakdown of other short-term borrowings at December 31, 2011 and 2010.

(In thousands)	2011	2010

Advances with the FHLB paying interest at maturity, at fixed rates of 0.31% (2010 - 0.36% to 0.44%)	$295,000	$300,000

Term funds purchased paying interest at maturity, at fixed rates from 1.15% to 1.25%	-	52,500

Securities sold not yet purchased	-	10,459

Others	1,200	1,263

Total other short-term borrowings	$296,200	$364,222

The maximum aggregate balance outstanding at any month-end was approximately $391 million (2010 - $364 million; 2009 - $205 million). The weighted average interest rate of other short-term borrowings at December 31, 2011 was 0.35% (2010 – 0.54%; 2009 – 2.74%). The average aggregate balance outstanding during the year was approximately $ 149 million (2010 - $45 million; 2009 - $43 million). The weighted average interest rate during the year was 0.55% (2010 – 1.13%; 2009 – 0.95%).

Note 20 presents additional information with respect to available credit facilities.

181     POPULAR, INC. 2011 ANNUAL REPORT

Note 20 – Notes payable

Notes payable outstanding at December 31, 2011 and 2010, consisted of the following:

(In thousands)	2011	2010

Advances with the FHLB with maturities ranging from 2012 to 2021 paying interest at monthly fixed rates ranging from 0.66% to 4.95% (2010 - 3.52% to 4.95%)	$642,568	$385,000

Note issued to the FDIC paying interest monthly at an annual fixed rate of 2.50%	-	2,492,928

Term notes with maturities ranging from 2012 to 2016 paying interest semiannually at fixed rates ranging from 5.25% to 7.86% ( 2010 - 5.25% to 13.00%)	278,309	381,133

Term notes with maturities ranging from 2012 to 2013 paying interest monthly at a floating rate of 3.00% over the 10-year U.S. Treasury note rate	588	1,010

Junior subordinated deferrable interest debentures (related to trust preferred securities) with maturities ranging from 2027 to 2034 with fixed interest rates ranging from 6.125% to 8.327% (Refer to Note 21)	439,800	439,800

Junior subordinated deferrable interest debentures (related to trust preferred securities) ($936,000 less discount of $465,963 as of 2011 and $491,019 at 2010) with no stated maturity and a contractual fixed interest rate of 5.00% until, but excluding December 5, 2013 and 9.00% thereafter (Refer to Note 21)[1]	470,037	444,981

Others	25,070	25,331

Total notes payable	$1,856,372	$4,170,183

Note: Key index rates as of December 31, 2011 and December 31, 2010, respectively, were as follows: 3-month LIBOR rate =0.58% and 0.30%; 10-year U.S. Treasury note =1.88% and 3.30%.

[1] The debentures are perpetual and may be redeemed by the Corporation at any time, subject to the consent of the Board of Governors of the Federal Reserve System. The discount on the debentures is being amortized over an estimated 30-year term that started in August 2009. The effective interest rate taking into account the discount accretion was approximately 16% at December 31, 2011 and 2010.

As indicated in Note 4 to the consolidated financial statements, in consideration for the excess assets acquired over liabilities assumed as part of the Westernbank FDIC-assisted transaction, BPPR issued to the FDIC a secured note (the “note issued to the FDIC”) in the amount of $5.8 billion at April 30, 2010, which had full recourse to BPPR. The note issued to the FDIC was collateralized by the loans (other than certain consumer loans) and other real estate acquired in the agreement with the FDIC and all proceeds derived from such assets, including cash inflows from claims to the FDIC under the loss sharing agreements. Proceeds received from such sources were used to pay the note under the conditions stipulated in the agreement. The note had been paid in full as of December 31, 2011 without any penalty.

The following table presents the aggregate amounts by contractual maturities of notes payable at December 31, 2011.

Year	(In thousands)

2012	$214,868

2013	98,800

2014	189,648

2015	36,096

2016	311,472

Later years	535,451

No stated maturity	936,000

Subtotal	2,322,335

Less: Discount	465,963

Total	$1,856,372

At December 31, 2011, the Corporation had borrowing facilities available with the FHLB whereby the Corporation could borrow up to $2.0 billion based on the assets pledged with the FHLB at that date (2010 - $1.6 billion). The FHLB advances at December 31, 2011 are collateralized with mortgage loans, and do not have restrictive covenants or callable features. The maximum borrowing capacity is dependent on certain computations as determined by the FHLB, which consider the amount and type of assets available for collateral.

Also, the Corporation has a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2011, the borrowing capacity at the discount window approximated $2.6 billion (2010 -$2.7 billion), which remained unused at December 31, 2011 and 2010. The facility is a collateralized source of credit that is highly reliable even under difficult market conditions.

Note 21 – Trust preferred securities

At December 31, 2011 and 2010, four statutory trusts established by the Corporation (BanPonce Trust I, Popular Capital Trust I, Popular North America Capital Trust I and Popular Capital Trust II) had issued trust preferred securities (also referred to as “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation. In August 2009, the Corporation established the Popular Capital Trust III for the purpose of exchanging the shares of Series C preferred stock held by the U.S. Treasury at the time for trust preferred securities issued by this trust. In connection with this exchange, the trust used the Series C preferred stock, together with the proceeds of issuance and sale of common securities of the trust, to purchase junior subordinated debentures issued by the Corporation.

The sole assets of the five trusts consisted of the junior subordinated debentures of the Corporation and the related accrued interest receivable. These trusts are not consolidated by the Corporation pursuant to accounting principles generally accepted in the United States of America.

The junior subordinated debentures are included by the Corporation as notes payable in the consolidated statements of financial condition, while the common securities issued by the issuer trusts are included as other investment securities. The common securities of each trust are wholly-owned, or indirectly wholly-owned, by the Corporation.

183     POPULAR, INC. 2011 ANNUAL REPORT

The following table presents financial data pertaining to the different trusts at December 31, 2011 and 2010.

(Dollars in thousands)

Issuer	BanPonce Trust I	Popular Capital Trust I	Popular North America Capital Trust I	Popular Capital Trust Il	Popular Capital Trust III

Capital securities	$52,865	$181,063	$91,651	$101,023	$935,000
Distribution rate	8.327%	6.700%	6.564%	6.125%	5.000% until, but excluding December 5, 2013 and 9.000% thereafter
Common securities	$1,637	$5,601	$2,835	$3,125	$1,000
Junior subordinated debentures aggregate liquidation amount	$54,502	$186,664	$94,486	$104,148	$936,000
Stated maturity date	February 2027	November 2033	September 2034	December 2034	Perpetual
Reference notes	[1],[3],[6]	[2],[4],[5]	[1],[3],[5]	[2],[4],[5]	[2],[4],[7],[8]

[1] Statutory business trust that is wholly-owned by Popular North America (“PNA”) and indirectly wholly-owned by the Corporation.

[2] Statutory business trust that is wholly-owned by the Corporation.

[3] The obligations of PNA under the junior subordinated debentures and its guarantees of the capital securities under the trust are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

[4] These capital securities are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.

[5] The Corporation has the right, subject to any required prior approval from the Federal Reserve, to redeem after certain dates or upon the occurrence of certain events mentioned below, the junior subordinated debentures at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption. The maturity of the junior subordinated debentures may be shortened at the option of the Corporation prior to their stated maturity dates (i) on or after the stated optional redemption dates stipulated in the agreements, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event as set forth in the indentures relating to the capital securities, in each case subject to regulatory approval.

[6] Same as [5] above, except that the investment company event does not apply for early redemption.

[7] The debentures are perpetual and may be redeemed by Popular at any time, subject to the consent of the Board of Governors of the Federal Reserve System.

[8] Carrying value of junior subordinates debentures of $470 million at December 31, 2011 ($936 million aggregate liquidation amount, net of $466 million discount) and $445 million at December 31, 2010 ($936 million aggregate liquidation amount, net of $491 million discount).

In accordance with the Federal Reserve Board guidance, the trust preferred securities represent restricted core capital elements and qualify as Tier 1 capital, subject to certain quantitative limits. The aggregate amount of restricted core capital elements that may be included in the Tier 1 capital of a banking organization must not exceed 25% of the sum of all core capital elements (including cumulative perpetual preferred stock and trust preferred securities). At December 31, 2011 and 2010 the Corporation’s restricted core capital elements did not exceed the 25% limitation. Thus, all trust preferred securities were allowed as Tier 1 capital. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital, subject to further limitations. Effective March 31, 2011, the Federal Reserve Board revised the quantitative limit which would limit restricted core capital elements included in the Tier 1 capital of a bank holding company to 25% of the sum of core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. Furthermore, the Dodd-Frank Act, enacted in July 2010, has a provision to effectively phase out the use of trust preferred securities issued before May 19, 2010 as Tier 1 capital over a 3-year period commencing on January 1, 2013. Trust preferred securities issued on or after May 19, 2010 no longer qualify as Tier 1 capital. At December 31, 2011, the Corporation had $427 million in trust preferred securities (capital securities) that are subject to the phase-out. The Corporation has not issued any trust preferred securities since May 19, 2010. At December 31, 2011, the remaining $935 million of trust preferred securities corresponded to capital securities issued to the U.S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008, which are exempt from the phase-out provision.

Note 22 – Exchange offers

During 2009, the Corporation completed certain exchange transactions involving preferred stock, common stock and trust preferred securities (also referred to as “capital securities”). The sections below describe such transactions.

Exchange of preferred stock for common stock

The exchange by holders of the Corporation’s shares of the Series A and B non-cumulative preferred stock for shares of common stock in 2009 resulted in the extinguishment of such shares of preferred stock and an issuance of shares of common stock.

The following table presents the results of the exchange offer with respect to the Series A and B preferred stock.

Title of securities	Per security liquidation preference amount	Shares of preferred stock exchanged	Shares of preferred stock outstanding after exchange	Aggregate liquidation preference amount after exchange (in thousands)	Shares of common stock issued

Series A Preferred Stock	$25	6,589,274	885,726	$22,143	52,714,192
Series B Preferred Stock	$25	14,879,335	1,120,665	$28,017	119,034,680

The exchange of shares of preferred stock for shares of common stock resulted in a favorable impact to accumulated deficit of $230.4 million, which is also considered in the income (loss) per common share computations. Refer to Note 32 to the consolidated financial statements for such computations.

Common stock issued in connection with the early extinguishment of debt (exchange of trust preferred securities for common stock)

During 2009, the Corporation exchanged trust preferred securities with a liquidation preference value of $465 million issued by different trusts (BanPonce Trust I, Popular Capital Trust I, Popular North America Capital Trust I and Popular Capital Trust II) for 185,761,204 shares of common stock of the Corporation. The trust preferred securities were delivered to the trusts in return for the junior subordinated debentures (recorded as notes payable in the Corporation’s financial statements) that had been issued by the Corporation to the trusts. The junior subordinated debentures were submitted for cancellation by the indenture trustee under the applicable indenture. The Corporation recognized a pre-tax gain of $80.3 million on the extinguishment of the applicable junior subordinated debentures, which was included in the consolidated statement of operations for the year ended December 31, 2009. This transaction was accounted for as an early extinguishment of debt. The increase in stockholders’ equity related to the exchange of trust preferred securities for shares of common stock was approximately $390 million, net of issuance costs, and including the gain on the early extinguishment of debt.

Exchange of preferred stock held by the U.S. Treasury for trust preferred securities

In August 2009, the United States Department of the Treasury (“U.S. Treasury”) agreed with the Corporation to exchange all 935,000 shares of the Corporation’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), owned by the U.S Treasury, for 935,000 newly issued Popular Capital Trust III trust preferred securities. In connection with this exchange, the trust used the Series C preferred stock, together with the proceeds of the issuance and sale by the trust to the Corporation of $1 million aggregate liquidation amount of its fixed rate common securities, to purchase $936 million aggregate principal amount of the junior subordinated debentures issued by the Corporation. The Series C Preferred Stock were issued to the U.S. Department of Treasury (“U.S. Treasury”) in December 2008 under the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program.

The obligations of the Corporation to the holders of the Popular Capital Trust III trust preferred securities under the guarantee agreement dated August 24, 2009 constitute unsecured obligations and rank subordinate and junior in right of payment to all senior debt. The obligations of the Corporation under the guarantee agreement rank pari-passu with the obligations of Popular under any similar guarantee agreements issued by the Corporation on behalf of the holders of preferred or capital securities issued by any statutory trust. Under the guarantee agreement, the Corporation has guaranteed the payment of the liquidation amount of the trust preferred securities upon liquidation of the trust, but only to the extent that the trust has funds available to make such payments.

This transaction with the U.S. Treasury was accounted for as an extinguishment of previously issued Series C preferred stock. The accounting impact of this transaction included (1) recognition of junior subordinated debentures and derecognition of the Series C preferred stock; (2) recognition of a favorable impact to accumulated deficit resulting from the excess of (a) the carrying amount of the securities exchanged (the Series C preferred stock) over (b) the fair value of the consideration exchanged (the trust preferred

185     POPULAR, INC. 2011 ANNUAL REPORT

securities); (3) the reversal of any unamortized discount outstanding on the Series C preferred stock; and (4) recognition of issuance costs. The reduction in total stockholders’ equity related to the U.S. Treasury exchange transaction at the exchange rate was approximately $416 million, which was principally impacted by the reduction of $935 million of aggregate liquidation preference value of the Series C preferred stock, partially offset by the $519 million discount on the junior subordinated debentures described in item (2) above. This discount and debt issue costs are amortized through interest expense using the interest yield method over the estimated life of the junior subordinated debentures, which was estimated to be 30 years.

This particular exchange resulted in a favorable impact to accumulated deficit on the exchange date of $485.3 million, which is also considered in the income (loss) per common share computations. Refer to Note 32 to the consolidated financial statements for a reconciliation of net income (loss) per common share.

Note 23 – Stockholders’ equity

The Corporation has 30,000,000 shares of authorized preferred stock that may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation’s shares of preferred stock issued and outstanding at December 31, 2011 and 2010 consisted of:

•

6.375% non-cumulative monthly income preferred stock, 2003 Series A, no par value, liquidation preference value of $25 per share. Holders on record of the 2003 Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 6.375% of their liquidation preference value, or $0.1328125 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System. The redemption price per share is $25.00. The shares of 2003 Series A Preferred Stock have no voting rights, except for certain rights in instances when the Corporation does not pay dividends for a defined period. These shares are not subject to any sinking fund requirement. Cash dividends declared and paid on the 2003 Series A Preferred Stock amounted to $1.4 million for the year ended December 31, 2011 (2010 - $117.6 thousand; 2009 - $6.0 million). Outstanding shares of 2003 Series A Preferred Stock amounted to 885,726 at December 31, 2011, 2010 and 2009.

•

8.25% non-cumulative monthly income preferred stock, 2008 Series B, no par value, liquidation preference value of $25 per share. The shares of 2008 Series B Preferred Stock were issued in May 2008. Holders of record of the 2008 Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 8.25% of their liquidation preferences, or $0.171875 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on May 28, 2013. The redemption price per share is $25.50 from May 28, 2013 through May 28, 2014, $25.25 from May 28, 2014 through May 28, 2015 and $25.00 from May 28, 2015 and thereafter. Cash dividends declared and paid on the 2008 Series B Preferred Stock amounted to $2.3 million for the year ended December 31, 2011 (2010 - $192.6 thousand; 2009 - $16.5 million). Outstanding shares of 2008 Series B Preferred Stock amounted to 1,120,665 at December 31, 2011, 2010 and 2009.

As part of the Series C Preferred Stock transaction with the U.S. Treasury effected on December 5, 2008, the Corporation issued to the U.S. Treasury a warrant to purchase 20,932,836 shares of the Corporation’s common stock at an exercise price of $6.70 per share, which continues to be outstanding in full and without amendment at December 31, 2011. The warrant is immediately exercisable, subject to certain restrictions, and has a 10-year term. The exercise price and number of shares subject to the warrant are both subject to anti-dilution adjustments. The U.S. Treasury may not exercise voting power with respect to shares of common stock issued upon exercise of the warrant. The trust preferred securities issued to the U.S. Treasury, which are described in Notes 21 and 22 to the financial statements, the warrant or the shares issuable upon exercise of the warrant are not subject to any contractual restriction on transfer.

The Corporation’s common stock trades on the NASDAQ Stock Market (the “NASDAQ”) under the symbol BPOP. The Corporation voluntarily delisted its 2003 Series A and 2008 Series B Preferred Stock from the NASDAQ effective October 8, 2009.

On May 4, 2010, following stockholder approval, the Corporation amended its restated certificate of incorporation to provide for an increase in the number of shares of the Corporation’s common stock authorized for issuance from 700 million shares to 1.7 billion shares.

In April 2010, the Corporation raised $1.15 billion through the sale of 46,000,000 depositary shares, each representing a 1/40th interest in a share of Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D, no par value, $1,000 liquidation preference per share. The preferred stock represented by depositary shares automatically converted into shares of the Corporation’s common stock at a conversion rate of 8.3333 shares of common stock for each depositary share on May 11, 2010. The conversion of the depositary shares of preferred stock resulted in the issuance of 383,333,333 additional shares of common stock. The net proceeds from the public offering amounted to approximately $1.1 billion, after deducting the underwriting discount and estimated offering expenses. Note 32 to the consolidated financial statements provides information on the impact of the conversion on net income per common share.

As described in Note 22 to the financial statements, during 2009, the Corporation issued 357,510,076 new shares of common stock in exchange of its Series A and Series B preferred stocks and trust preferred securities, which resulted in an increase in common stockholders’ equity of $923 million. This increase included newly issued common stock and surplus of $612.4 million and a favorable impact to accumulated deficit of $311 million, including $80.3 million in gains on the extinguishment of junior subordinated debentures that relate to the trust preferred securities.

On February 19, 2009, the Board of Directors of the Corporation resolved to retire 13,597,261 shares of the Corporation’s common stock that were held by the Corporation as treasury shares. It is the Corporation’s accounting policy to account, at retirement, for the excess of the cost of the treasury stock over its par value entirely to surplus. The impact of the retirement is reflected in the consolidated statements of changes in stockholders’ equity.

The Corporation’s common stock ranks junior to all series of preferred stock as to dividend rights and / or as to rights on liquidation, dissolution or winding up of the Corporation. Dividends on each series of preferred stocks are payable if declared. The Corporation’s ability to declare or pay dividends on, or purchase, redeem or otherwise acquire, its common stock is subject to certain restrictions in the event that the Corporation fails to pay or set aside full dividends on the preferred stock for the latest dividend period. The ability of the Corporation to pay dividends in the future is limited by regulatory requirements and approval, the Corporation’s agreements with the U.S. Treasury, legal availability of funds, recent and projected financial results, capital levels and liquidity of the Corporation, general business conditions and other factors deemed relevant by the Corporation’s Board of Directors.

During the years ended December 31, 2011 and 2010, the Corporation did not declare dividends on its common stock (2009 - cash dividends of $0.02 per common share outstanding or $5.6 million).

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund amounted to $415 million at December 31, 2011 (2010 and 2009 - $402 million). During 2011, $13 million was transferred to the statutory reserve account (2009 - $10 million). There were no transfers to the statutory reserve during 2010. BPPR was in compliance with the statutory reserve requirement in 2011, 2010 and 2009.

Note 24 – Regulatory capital requirements

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can lead to certain mandatory and additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Board and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based ratio of at least 10%. Management has determined that at December 31, 2011 and 2010, the Corporation exceeded all capital adequacy requirements to which it is subject.

187     POPULAR, INC. 2011 ANNUAL REPORT

At December 31, 2011 and 2010, BPPR and BPNA were well-capitalized under the regulatory framework for prompt corrective action. At December 31, 2011, management believes that there were no conditions or events since the most recent notification date that could have changed the institution’s category.

The Corporation has been designated by the Federal Reserve Board as a Financial Holding Company (“FHC”) and is eligible to engage in certain financial activities permitted under the Gramm-Leach-Bliley Act of 1999.

The following tables present the Corporation’s risk-based capital and leverage ratios at December 31, 2011 and 2010.

	Actual		Capital adequacy minimum requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2011
Total Capital (to Risk-Weighted Assets):
Corporation	$ 4,212,070	17.25%	$ 1,953,146	8%
BPPR	2,595,068	14.30	1,451,841	8
BPNA	1,256,906	21.76	462,172	8
Tier I Capital (to Risk-Weighted Assets):
Corporation	$ 3,899,593	15.97%	$ 976,573	4%
BPPR	2,177,865	12.00	725,920	4
BPNA	1,182,642	20.47	231,086	4
Tier I Capital (to Average Assets):
Corporation	$ 3,899,593	10.90%	$ 1,073,512	3%
			1,431,350	4
BPPR	2,177,865	8.11	805,263	3
			1,073,684	4
BPNA	1,182,642	14.41	246,256	3
			328,341	4

	Actual		Capital adequacy minimum requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2010
Total Capital (to Risk-Weighted Assets):
Corporation	$ 4,062,298	15.79%	$ 2,057,677	8%
BPPR	2,451,042	13.13	1,493,303	8
BPNA	1,244,884	18.87	527,775	8
Tier I Capital (to Risk-Weighted Assets):
Corporation	$ 3,733,776	14.52%	$ 1,028,839	4%
BPPR	2,028,968	10.87	746,652	4
BPNA	1,159,245	17.57	263,887	4
Tier I Capital (to Average Assets):
Corporation	$ 3,733,776	9.70%	$ 1,154,718	3%
			1,539,624	4
BPPR	2,028,968	7.05	863,742	3
			1,151,656	4
BPNA	1,159,245	12.86	270,480	3
			360,639	4

The following table presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized under prompt corrective action.

	2011		2010
(In thousands)	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
BPPR	$1,814,801	10%	$1,866,629	10%
BPNA	577,715	10	659,718	10
Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,088,881	6%	$1,119,978	6%
BPNA	346,629	6	395,831	6
Tier I Capital (to Average Assets):
BPPR	$1,342,105	5%	$1,439,570	5%
BPNA	410,426	5	450,799	5

189     POPULAR, INC. 2011 ANNUAL REPORT

Note 25 – Related party transactions

The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

(In thousands)	Executive Officers	Directors	Total
Balance at December 31, 2009	$5,292	$52,569	$57,861
New loans	1,890	91,701	93,591
Payments	(240)	(47,646)	(47,886)
Other changes	(3,461)	(579)	(4,040)

Balance at December 31, 2010	$3,481	$96,045	$99,526
New loans	2,769	28,266	31,035
Payments	(725)	(24,223)	(24,948)
Other changes	(65)	-	(65)

Balance at December 31, 2011	$5,460	$100,088	$105,548

The amounts reported as “other changes” include changes in the status of those who are considered related parties.

At December 31, 2011, the Corporation’s banking subsidiaries held deposits from related parties, excluding EVERTEC, amounting to $36 million (2010 - $45 million).

From time to time, the Corporation, in the ordinary course of business, obtains services from related parties or makes contributions to non-profit organizations that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.

During 2011, the Corporation engaged, in the ordinary course of business, the legal services of certain law firms in Puerto Rico, in which the Secretary of the Board of Directors of Popular, Inc. and immediate family members of one executive officer of the Corporation acted as senior counsel or as partner. The fees paid to these law firms for the year 2011 amounted to approximately $3.0 million (2010 - $2.4 million).

For the year ended December 31, 2011, the Corporation made contributions of approximately $0.6 million to Banco Popular Foundations, which are not-for-profit corporations dedicated to philanthropic work (2010 - $0.6 million).

In August 2009, BPPR sold part of the real estate assets and related construction permits of a residential construction project, which had been received by BPPR from a commercial customer as part of a workout agreement, to a limited liability company (the “LLC”) for $13.5 million. The LLC is controlled by two family members of an executive officer of the Corporation, one which is a director of the Corporation. BPPR received two offers from reputable developers and builders, and the LLC offered the higher amount. The sales price represented the value of the real estate according to an appraisal report. BPPR provided a loan facility, consisting of a term loan and a revolving line of credit, to finance the acquisition and completion of the residential construction project. The loan is collateralized by the real estate acquired. The loans were in non-accrual status at December 31, 2011 and 2010. At December 30, 2010, the Corporation had recognized a loss of $8.6 million out of the unpaid principal balance of $15.7 million of the loan facilities made to the LLC. During 2011, the Corporation made advances on the facilities amounting to $4.3 million and received payments amounting to $2.1 million. At December 31, 2011, the carrying value of the loan, which is classified as held-for-sale, amounted to $6.8 million, which was net of a valuation allowance of $2.3 million.

A director of the Corporation and entities controlled by him have a series of loan relationships with BPPR, which were approved for restructuring in December 2011. The aggregate amount of the credit facilities to be restructured approximated $1.8 million, of which approximately $1.5 million was outstanding at the time of the approval. As part of the restructuring, certain lines of credit were approved for conversion to term loans. While the director and the entities controlled by him were current on their payment obligations to BPPR as of the date of the approval, the modified credit facilities are considered troubled debt restructurings because of the approved term extensions which could be viewed as an accommodation to a borrower to ensure continued compliance with its obligations.

In October 2007, a corporation, in which a family member of a director owns a 50% equity interest, obtained a $3.9 million loan from BPPR to acquire a parcel of property on which it intended to develop a residential project in Puerto Rico. Certain of the director’s family members personally guaranteed the loan. The borrower also obtained a $250,000 unsecured line of credit from BPPR. The project was never constructed as a result of a series of legal challenges regarding the zoning approvals and went into default.

BPPR commenced foreclosure and collection proceedings against both the borrower and the guarantors in April 2010. At December 31, 2011, the loan was classified as held-for-sale and is not accruing interest. At December 31, 2011, the carrying value of the loan amounted to $2.0 million, with no valuation allowance required.

In June 2006, family members of a director of the Corporation, obtained a $828,000 mortgage loan from Popular Mortgage, Inc., a subsidiary of BPPR (“Popular Mortgage”), secured by a residential property. The loan was a fully amortizing 30-year loan with a fixed annual rate of 7%. The director was not a director of the Corporation at the time the loan was made. The borrowers became delinquent on their payments commencing in July 2010 and after exhausting various collection and loss mitigation, efforts BPPR commenced foreclosure procedures in November 2010. The balance due on the loan at December 31, 2011, including accumulated interest, was approximately $890,000. At December 31, 2011, the Corporation had recorded a loss of approximately $65,000 on this loan.

In November 2007, family members of an executive officer and member of the Board of Directors of the Corporation, obtained a $1.35 million mortgage loan from Popular Mortgage, secured by a residential property. The loan was a fully amortizing 30-year loan with a fixed annual rate of 7%. The borrowers became delinquent on their payments commencing in September 2009 and after exhausting various collection and loss mitigation efforts BPPR commenced foreclosure procedures in October 2011. The balance due on the loan at December 31, 2011, including accumulated interest, was approximately $1.58 million. At December 31, 2011, the Corporation had recorded a loss of approximately $500,000 on this loan.

The Corporation has had loan transactions with the Corporation’s directors and officers, and with their associates, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with third parties, except as disclosed above. Except as discussed above, the extensions of credit have not involved and do not currently involve more than normal risks of collection or present other unfavorable features.

Sale of Processing and Technology Business and Related party transactions with EVERTEC, as an affiliate

In 2010, the Corporation entered into a merger agreement, dated as of June 30, 2010, to sell a 51% interest in EVERTEC, including the merchant acquiring business of BPPR (the “EVERTEC transaction”), to funds managed by Apollo Management, L.P. (“Apollo”), an unrelated third-party, in a leveraged buyout. In connection with the EVERTEC transaction, the Corporation completed an internal reorganization transferring certain intellectual property assets and interests in certain foreign subsidiaries to EVERTEC, including BPPR’s merchant acquiring business and TicketPop divisions. The Corporation retained EVERTEC’s operations in Venezuela and certain related contracts as an indirect wholly-owned subsidiary. The Corporation also retained equity interests in the processing businesses of Servicios Financieros, S.A. de C.V. (“Serfinsa”) and Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”). On September 30, 2010, EVERTEC DE VENEZUELA, C.A. became a subsidiary of PIBI and EVERTEC LATINOAMERICA, SOCIEDAD ANONIMA was transferred from Popular International Bank, Inc. (“PIBI”) to EVERTEC.

On September 30, 2010, the Corporation completed the EVERTEC transaction. Following the consummation of the EVERTEC transaction, EVERTEC is now a wholly-owned subsidiary of Carib Holdings, Inc., a newly formed entity that is operated as a joint venture, with Apollo and the Corporation initially owning 51% and 49%, respectively, subject to pro rata dilution for certain issuances of capital stock to EVERTEC management. In connection with the leveraged buyout, EVERTEC issued financing in the form of unsecured senior notes and a participation in a syndicated loan (senior secured credit facility). The Corporation invested $35 million in senior unsecured notes issued by EVERTEC ($17.85 million, net of the elimination related to the 49% ownership interest maintained by Popular). Also, the Corporation initially provided financing to EVERTEC by acquiring $58.2 million of the syndicated loan ($29.7 million, net of the elimination of the 49% equity interest).

As a result of the sale, the Corporation recognized a pre-tax gain, net of transaction costs, of approximately $616.2 million ($531.0 million after-tax), of which $640.8 million was separately disclosed within non-interest income in the consolidated statement of operations and $24.6 million was included as operating expenses (transaction costs) for the year ended December 31, 2010. Approximately $94.0 million of the pre-tax gain was the result of marking the Corporation’s retained interest in the EVERTEC business at fair value. This portion of the gain was non-cash. The investment in EVERTEC was initially recorded at a fair value of $177 million at September 30, 2010. The equity value of the Corporation’s retained interest in the former subsidiary, as determined in an orderly transaction between market participants, takes into consideration the buyer’s enterprise value of EVERTEC reduced by the debt incurred, net of debt issue costs, utilized as part of the sale transaction. Prospectively, the investment in EVERTEC is accounted for under the equity method and evaluated for impairment if events or circumstances indicate that a decrease in value of the investment has occurred that is other-than-temporary.

191     POPULAR, INC. 2011 ANNUAL REPORT

As part of the EVERTEC transaction, on September 30, 2010, the Corporation entered into certain ancillary agreements pursuant to which, among other things, EVERTEC provides various processing and information technology services to the Corporation and its subsidiaries and gives BPPR access to the ATH network owned and operated by EVERTEC by providing various services, in each case for initial terms of fifteen years.

The Corporation’s investment in EVERTEC, including the impact of intra-entity eliminations, amounted to $203 million at December 31, 2011 (2010 - $197 million), and is included as part of “other assets” in the consolidated statements of financial condition.

The Corporation’s proportionate share of income or loss from EVERTEC is included in other operating income in the consolidated statements of operations since October 1, 2010. The following table presents the Corporation’s proportionate share of income (loss) from EVERTEC for the years ended December 31, 2011 and 2010. The unfavorable impact of the elimination in non-interest income presented in the table is principally offset by the elimination of 49% of the professional fees (operating expenses) paid by the Corporation to EVERTEC during the same period.

(In thousands)	2011	2010
Share of income from the equity investment in EVERTEC	$13,936	$574
Intra-company eliminations considered in other operating income (detailed in next table)	(52,218)	(15,438)
Share of income (loss) from the equity investment in EVERTEC, net of eliminations	$(38,282)	$(14,864)

The following tables present the impact of transactions and service payments between the Corporation and EVERTEC (as an affiliate) and their impact on the results of operations for the years ended December 31, 2011 and 2010. Items that represent expenses to the Corporation are presented with parenthesis. For consolidation purposes, the Corporation eliminates 49% of the income (expense) between EVERTEC and the Corporation from the corresponding categories in the consolidated statements of operations and the net effect of all items at 49% is eliminated against other operating income, which is the category used to record the Corporation’s share of income (loss) as part of its equity method investment in EVERTEC. The 51% majority interest in the table that follows represents the share of transactions with the affiliate that is not eliminated in the consolidation of the Corporation’s results of operations.

	2011			2010
(In thousands)	100%	Popular’s 49% interest (eliminations)	51% majority interest	100%	Popular’s 49% interest (eliminations)	51% majority interest	Category

Interest income on loan to EVERTEC	$3,619	$1,773	$1,846	$1,188	$582	$606	Interest income

Interest income on investment securities issued by EVERTEC	3,850	1,887	1,963	963	472	491	Interest income

Interest expense on deposits	(627)	(307)	(320)	(93)	(46)	(47)	Interest expense

ATH and credit cards interchange income from services to EVERTEC	27,300	13,377	13,923	1,688	827	861	Other service fees

Processing fees on services provided by EVERTEC	(149,156)	(73,086)	(76,070)	(37,579)	(18,414)	(19,165)	Professional fees

Rental income charged to EVERTEC	7,063	3,461	3,602	2,009	984	1,025	Net occupancy

Transition services provided to EVERTEC	1,382	677	705	321	157	164	Other operating expenses

Total	$(106,569)	$(52,218)	$(54,351)	$(31,503)	$(15,438)	$(16,065)

The Corporation had the following financial condition accounts outstanding with EVERTEC at December 31, 2011 and 2010. The 51% majority interest represents the share of transactions with the affiliate that is not eliminated in the consolidation of the Corporation’s statement of condition.

	At December 31, 2011		At December 31, 2010
(In thousands)	100%	51% majority interest	100%	51% majority interest
Loans	$53,215	$27,140	$58,126	$29,644
Investment securities	35,000	17,850	35,000	17,850
Deposits	54,288	27,687	38,761	19,768
Accounts receivables (Other assets)	5,132	2,617	3,922	2,000
Accounts payable (Other liabilities)	14,684	7,489	17,416	8,882

Prior to the EVERTEC sale transaction on September 30, 2010, EVERTEC had certain performance bonds outstanding, which were guaranteed by the Corporation under a general indemnity agreement between the Corporation and the insurance companies issuing the bonds. The Corporation agreed to maintain, for a 5-year period following September 30, 2010, the guarantee of the performance bonds. The EVERTEC’s performance bonds guaranteed by the Corporation amounted to approximately $15.0 million at December 31, 2011 (2010 - $20.1 million). Also, EVERTEC had an existing letter of credit issued by BPPR, which amounted to $2.9 million at December 31, 2011 and 2010. As part of the merger agreement, the Corporation also agreed to maintain outstanding this letter of credit for a 5-year period. EVERTEC and the Corporation entered into a Reimbursement Agreement, in which EVERTEC will reimburse the Corporation for any losses incurred by the Corporation in connection with the performance bonds and the letter of credit. Possible losses resulting from these agreements are considered insignificant.

Furthermore, under the terms of the sale of EVERTEC, the Corporation was required for a period of twelve months following September 30, 2010 to sell its equity interests in Serfinsa and CONTADO to EVERTEC, subject to complying with certain rights of first refusal in favor of the Serfinsa and CONTADO shareholders. During the year ended December 31, 2011, the Corporation sold its equity interest in CONTADO to CONTADO shareholders and EVERTEC and recognized a gain of $16.7 million, net of tax, upon the sale. The Corporation’s investment in CONTADO, accounted for under the equity method, amounted to $16 million at December 31, 2010. During the year ended December 31, 2011, the Corporation sold its equity investment in Serfinsa and recognized a gain of approximately $212 thousand, net of tax. The Corporation’s investment in Serfinsa, accounted for under the equity method, amounted to $1.8 million at December 31, 2010.

Note 26 – Guarantees

The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements as summarized below.

The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customers failed to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. At December 31, 2011, the Corporation recorded a liability of $0.5 million (December 31, 2010 - $0.5 million), which represents the unamortized balance of the obligations undertaken in issuing the guarantees under the standby letters of credit issued or modified after December 31, 2002. In accordance with the provisions of ASC Topic 460, the Corporation recognizes at fair value the obligation at inception of the standby letters of credit. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contracts amount in standby letters of credit outstanding at December 31, 2011 and 2010, shown in Note 27 represent the maximum potential amount of future payments that the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customers as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash, marketable securities, real estate, receivables, and others. Management does not anticipate any material losses related to these instruments.

193     POPULAR, INC. 2011 ANNUAL REPORT

Also, the Corporation securitized mortgage loans into guaranteed mortgage-backed securities subject to lifetime credit recourse on the loans that serve as collateral for the mortgage-backed securities. Also, from time to time, the Corporation may sell, in bulk sale transactions, residential mortgage loans and Small Business Administration (“SBA”) commercial loans subject to credit recourse or to certain representations and warranties from the Corporation to the purchaser. These representations and warranties may relate, for example, to borrower creditworthiness, loan documentation, collateral, prepayment and early payment defaults. The Corporation may be required to repurchase the loans under the credit recourse agreements or representation and warranties.

At December 31, 2011, the Corporation serviced $3.5 billion (December 31, 2010 - $4.0 billion) in residential mortgage loans subject to credit recourse provisions, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to repurchase the loan or reimburse the third party investor for the incurred loss. The maximum potential amount of future payments that the Corporation would be required to make under the recourse arrangements in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced with recourse and interest, if applicable. During 2011, the Corporation repurchased approximately $241 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (2010 - $121 million). In the event of nonperformance by the borrower, the Corporation has rights to the underlying collateral securing the mortgage loan. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing the related property. At December 31, 2011, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $59 million (December 31, 2010 - $54 million). The following table shows the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of financial condition during the years ended December 31, 2011 and 2010.

(In thousands)	2011	2010
Balance as of beginning of period	$53,729	$15,584
Additions for new sales	-	-
Provision for recourse liability	43,828	53,979
Net charge-offs / terminations	(38,898)	(15,834)

Balance as of end of period	$58,659	$53,729

The probable losses to be absorbed under the credit recourse arrangements are recorded as a liability when the loans are sold and are updated by accruing or reversing expense (categorized in the line item “adjustments (expense) to indemnity reserves on loans sold” in the consolidated statements of operations) throughout the life of the loan, as necessary, when additional relevant information becomes available. The methodology used to estimate the recourse liability is a function of the recourse arrangements given and considers a variety of factors, which include actual defaults and historical loss experience, foreclosure rate, estimated future defaults and the probability that a loan would be delinquent. Statistical methods are used to estimate the recourse liability. Expected loss rates are applied to different loan segmentations. The expected loss, which represents the amount expected to be lost on a given loan, considers the probability of default and loss severity. The probability of default represents the probability that a loan in good standing would become 90 days delinquent within the following twelve-month period. Regression analysis quantifies the relationship between the default event and loan-specific characteristics, including credit scores, loan-to-value ratios, and loan aging, among others.

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or are sold directly to FNMA or other private investors for cash. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses and bear any subsequent loss related to the loans. Repurchases under representation and warranty arrangements in which the Corporation’s Puerto Rico banking subsidiaries were obligated to repurchase the loans amounted to $22 million in unpaid principal balance with losses amounting to $2.5 million for the year ended December 31, 2011. A substantial amount of these loans reinstate to performing status or have mortgage insurance, and thus the ultimate losses on the loans are not deemed significant.

During the quarter ended June 30, 2011, the Corporation’s banking subsidiary, BPPR, reached an agreement (the “June 2011 agreement”) with the FDIC, as receiver for a local Puerto Rico institution, and the financial institution with respect to a loan servicing portfolio that BPPR services since 2008, related to FHLMC and GNMA pools. The loans were originated and sold by the financial institution and the servicing rights were transferred to BPPR in 2008. As part of the 2008 servicing agreement, the financial institution was required to repurchase from BPPR any loans that BPPR, as servicer, was required to repurchase from the investors under representation and warranty obligations. As part of the June 2011 agreement, the Corporation received $15 million to discharge the financial institution from any repurchase obligation and other claims over the serviced portfolio of approximately $3.5 billion at December 31, 2011. The Corporation recorded a representation and warranty reserve for the amount of the proceeds received from the third-party financial institution. At December 31, 2011, this reserve amounted to $8.5 million. The reduction was principally the result of refinement in reserve estimates based on historical claims and loss expectations.

Servicing agreements relating to the mortgage-backed securities programs of FNMA and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2011, the Corporation serviced $17.3 billion in mortgage loans for third-parties, including the loans serviced with credit recourse (December 31, 2010 - $18.4 billion). The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantees programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2011, the outstanding balance of funds advanced by the Corporation under such mortgage loan servicing agreements was approximately $32 million (December 31, 2010 - $24 million). To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

At December 31, 2011, the Corporation has reserves for customary representation and warranties related to loans sold by its U.S. subsidiary E-LOAN prior to 2009. These loans had been sold to investors on a servicing released basis subject to certain representation and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation made certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not correct, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. At December 31, 2011, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $11 million, which was included as part of other liabilities in the consolidated statement of financial condition (December 31, 2010 - $31 million). E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities in 2008. On a quarterly basis, the Corporation reassesses its estimate for expected losses associated to E-LOAN’s customary representation and warranty arrangements. The analysis incorporates expectations on future disbursements based on quarterly repurchases and make-whole events. The analysis also considers factors such as the average length-time between the loan’s funding date and the loan repurchase date, as observed in the historical loan data. Make-whole events are typically defaulted cases in which the investor attempts to recover by collateral or guarantees, and the seller is obligated to cover any impaired or unrecovered portion of the loan. Claims have been predominantly for first mortgage agency loans and principally consist of underwriting errors related to undisclosed debt or missing documentation. The following table presents the changes in the Corporation’s liability for estimated losses associated with customary representations and warranties related to loans sold by E-LOAN, included in the consolidated statement of financial condition for the years ended December 31, 2011 and 2010.

(In thousands)	2011	2010
Balance as of beginning of period	$30,659	$33,294
Additions for new sales	-	-
(Credit) provision for representation and warranties	(4,936)	18,594
Net charge-offs / terminations	(2,198)	(12,229)
Other - settlements paid	(12,900)	(9,000)
Balance as of end of period	$10,625	$30,659

195     POPULAR, INC. 2011 ANNUAL REPORT

During 2008, the Corporation provided indemnification for the breach of certain representations or warranties in connection with certain sales of assets by the discontinued operations of Popular Financial Holdings (“PFH”). The sales were on a non-credit recourse basis. At December 31, 2011, the agreements primarily include indemnification for breaches of certain key representations and warranties, some of which expire within a definite time period; others survive until the expiration of the applicable statute of limitations, and others do not expire. Certain of the indemnifications are subject to a cap or maximum aggregate liability defined as a percentage of the purchase price. The indemnification agreements outstanding at December 31, 2011 are related principally to make-whole arrangements. At December 31, 2011, the Corporation’s reserve related to PFH’s indemnity arrangements amounted to $1 million (December 31, 2010 - $8 million), and is included as other liabilities in the consolidated statement of financial condition. The reserve balance at December 31, 2011 contemplates historical indemnity payments. The substantial reduction from December 31, 2010 to 2011 was principally as a result of settlement arrangements with the major counterparties. Popular, Inc. Holding Company (“PIHC”) and PNA have agreed to guarantee certain obligations of PFH with respect to the indemnification obligations. The following table presents the changes in the Corporation’s liability for estimated losses associated to loans sold by the discontinued operations of PFH, included in the consolidated statement of financial condition for the years ended December 31, 2011 and 2010.

(In thousands)	2011	2010
Balance as of beginning of period	$8,058	$9,405
Additions for new sales	-	-
Provision for representation and warranties	-	911
Net charge-offs / terminations	(292)	(1,678)
Other - settlements paid	(6,682)	(580)
Balance as of end of period	$1,084	$8,058

PIHC fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries amounting to $0.7 billion at December 31, 2011 (December 31, 2010 - $0.6 billion). In addition, at December 31, 2011 and December 31, 2010, PIHC fully and unconditionally guaranteed on a subordinated basis $1.4 billion of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 21 to the consolidated financial statements for further information on the trust preferred securities.

Note 27 – Commitments and contingencies

Off-balance sheet risk

The Corporation is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments, letters of credit, and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual notional amounts of those instruments. The Corporation uses the same credit policies in making these commitments and conditional obligations as it does for those reflected on the consolidated statements of financial condition.

Financial instruments with off-balance sheet credit risk, whose contract amounts represent potential credit risk at December 31, 2011 and 2010 were as follows:

(In thousands)	2011	2010
Commitments to extend credit:
Credit card lines	$3,833,012	$3,583,430
Commercial lines of credit	2,039,629	1,920,056
Other unused credit commitments	358,572	375,565
Commercial letters of credit	11,632	12,532
Standby letters of credit	124,709	140,064
Commitments to originate mortgage loans	53,323	47,493

At December 31, 2011, the Corporation maintained a reserve of approximately $15 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit (2010 - $21 million), including $5 million of the unamortized balance of the contingent liability on unfunded loan commitments recorded with the Westernbank FDIC-assisted transaction (2010 - $6 million).

Other commitments

At December 31, 2011, the Corporation also maintained other non-credit commitments for $10 million, primarily for the acquisition of other investments (2010 - $10 million).

Business concentration

Since the Corporation’s business activities are currently concentrated primarily in Puerto Rico, its results of operations and financial condition are dependent upon the general trends of the Puerto Rico economy and, in particular, the residential and commercial real estate markets. The concentration of the Corporation’s operations in Puerto Rico exposes it to greater risk than other banking companies with a wider geographic base. Its asset and revenue composition by geographical area is presented in Note 39 to the consolidated financial statements.

The Corporation’s loan portfolio is diversified by loan category. However, approximately $12.5 billion, or 61% of the Corporation’s loan portfolio not covered under the FDIC loss sharing agreements, excluding loans held-for-sale, at December 31, 2011, consisted of real estate related loans, including residential mortgage loans, construction loans and commercial loans secured by commercial real estate (2010 - $12.0 billion, or 58%).

Except for the Corporation’s exposure to the Puerto Rico Government sector, no individual or single group of related accounts is considered material in relation to our total assets or deposits, or in relation to our overall business. At December 31, 2011, the Corporation had approximately $1.3 billion of credit facilities granted to or guaranteed by the Puerto Rico Government, its municipalities and public corporations, of which $140 million were uncommitted lines of credit (2010 - $1.4 billion and $199 million, respectively). Of the total credit facilities granted, $1.2 billion was outstanding at December 31, 2011 (2010 - $1.1 billion). Furthermore, at December 31, 2011, the Corporation had $154 million in obligations issued or guaranteed by the Puerto Rico Government, its municipalities and public corporations as part of its investment securities portfolio (2010 - $145 million).

Other contingencies

As indicated in Notes 4 and 12 to the consolidated financial statements, as part of the loss sharing agreements related to the Westernbank FDIC-assisted transaction, the Corporation agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The true-up payment obligation was estimated at $98 million at December 31, 2011 (2010 - $92 million).

Legal Proceedings

The nature of Popular’s business ordinarily results in a certain number of claims, litigation, investigations, and legal and administrative cases and proceedings. When the Corporation determines it has meritorious defenses to the claims asserted, it vigorously defends itself. The Corporation will consider the settlement of cases (including cases where it has meritorious defenses) when, in management’s judgment, it is in the best interests of both the Corporation and its shareholders to do so.

On at least a quarterly basis, Popular assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. For matters where it is probable that the Corporation will incur a material loss and the amount can be reasonably estimated, the Corporation establishes an accrual for the loss. Once established, the accrual is adjusted on at least a quarterly basis as appropriate to reflect any relevant developments. For matters where a material loss is not probable or the amount of the loss cannot be estimated, no accrual is established.

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes and estimates the aggregate range of reasonably possible losses for those matters where a range may be determined, in excess of amounts accrued, for current legal proceedings is from $0 to approximately $15 million at December 31, 2011. For certain other cases, management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

197     POPULAR, INC. 2011 ANNUAL REPORT

While the final outcome of legal proceedings is inherently uncertain, based on information currently available, advice of counsel, and available insurance coverage, management believes that the amount it has already accrued is adequate and any incremental liability arising from the Corporation’s legal proceedings will not have a material adverse effect on the Corporation’s consolidated financial position as a whole. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Corporation’s consolidated financial position in a particular period.

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

On October 19, 2009, plaintiffs in the Hoff case filed a consolidated class action complaint which included as defendants the underwriters in the May 2008 offering of Series B Preferred Stock, among others. The consolidated action purported to be on behalf of purchasers of Popular’s securities between January 24, 2008 and February 19, 2009 and alleged that the defendants violated Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by issuing a series of allegedly false and/or misleading statements and/or omitting to disclose material facts necessary to make statements made by the Corporation not false and misleading. The consolidated action also alleged that the defendants violated Section 11, Section 12(a)(2) and Section 15 of the Securities Act by making allegedly untrue statements and/or omitting to disclose material facts necessary to make statements made by the Corporation not false and misleading in connection with the May 2008 offering of Series B Preferred Stock. The consolidated securities class action complaint sought class certification, an award of compensatory damages and reasonable costs and expenses, including counsel fees. On January 11, 2010, the defendants moved to dismiss the consolidated securities class action complaint. On August 2, 2010, the U.S. District Court for the District of Puerto Rico granted the motion to dismiss filed by the underwriter defendants on statute of limitations grounds. The Court also dismissed the Section 11 claim brought against Popular’s directors on statute of limitations grounds and the Section 12(a)(2) claim brought against Popular because plaintiffs lacked standing. The Court declined to dismiss the claims brought against Popular and certain of its officers under Section 10(b) of the Exchange Act (and Rule 10b-5 promulgated thereunder), Section 20(a) of the Exchange Act, and Sections 11 and 15 of the Securities Act, holding that plaintiffs had adequately alleged that defendants made materially false and misleading statements with the requisite state of mind.

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

The derivative actions (García v. Carrión, et al. and Díaz v. Carrión, et al.) were brought purportedly for the benefit of nominal defendant Popular, Inc. against certain executive officers and directors and alleged breaches of fiduciary duty, waste of assets and abuse of control in connection with Popular’s issuance of allegedly false and misleading financial statements and financial reports and the offering of the Series B Preferred Stock. The derivative complaints sought a judgment that the action was a proper derivative action, an award of damages, restitution, costs and disbursements, including reasonable attorneys’ fees, costs and expenses. On October 9, 2009, the Court coordinated for purposes of discovery the García action and the consolidated securities class action. On October 15, 2009, Popular and the individual defendants moved to dismiss the García complaint for failure to make a demand on the Board of Directors prior to initiating litigation. On November 20, 2009, plaintiffs filed an amended complaint, and on December 21, 2009, Popular and the individual defendants moved to dismiss the García amended complaint. At a scheduling conference held on January 14, 2010, the Court stayed discovery in both the Hoff and García matters pending resolution of their respective motions to dismiss. On August 11, 2010, the Court granted in part and denied in part the motion to dismiss the Garcia action. The Court dismissed the gross mismanagement and corporate waste claims, but declined to dismiss the breach of fiduciary duty claim. The Díaz case, filed in the Puerto Rico Court of First Instance, San Juan, was removed to the U.S. District Court for the District of Puerto Rico. On October 13, 2009, Popular and the individual defendants moved to consolidate the García and Díaz actions. On October 26, 2009, plaintiff moved to remand the Diaz case to the Puerto Rico Court of First Instance and to stay defendants’ consolidation motion pending the outcome of the remand proceedings. On September 30, 2010, the Court issued an order without opinion remanding the Diaz case to the Puerto Rico Court of First Instance. On October 13, 2010, the Court issued a Statement of Reasons In Support of Remand Order. On October 28, 2010, Popular and the individual defendants moved for reconsideration of the remand order. The court denied Popular’s request for reconsideration shortly thereafter.

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

At the Court’s request, the parties to the Hoff and García cases discussed the prospect of mediation and agreed to nonbinding mediation in an attempt to determine whether the cases could be settled. On January 18 and 19, 2011, the parties to the Hoff and García cases engaged in nonbinding mediation before the Honorable Nicholas Politan. As a result of the mediation, the Corporation and the other named defendants to the Hoff matter entered into a memorandum of understanding to settle this matter. Under the terms of the memorandum of understanding, subject to certain customary conditions including court approval of a final settlement agreement in consideration for the full settlement and release of all defendants, the parties agreed that the amount of $37.5 million would be paid by or on behalf of defendants. On June 17, 2011, the parties filed a stipulation of settlement and a joint motion for preliminary approval of such settlement, which the Court granted on June 20, 2011. On or about July 5, 2011, the amount of $37.5 million was paid to the settlement fund by or on behalf of defendants. Specifically, the amount of $26 million was paid by insurers and the amount of $11.5 million was paid by Popular (after which approximately $4.7 million was reimbursed by insurers per the terms of the relevant insurance agreement). On January 18, 2011, certain individual shareholders filed a suit captioned Montilla-Rojo et al. v. Popular, Inc., et al., against the Corporation and certain officers asserting claims under the federal securities laws similar or identical to those in the Hoff action. On February 25, 2011, those shareholders filed an amended complaint asserting additional legal theories. On June 19, 2011, certain of those shareholders sought leave to intervene in the securities class action. On June 28, 2011, the Court denied their motion to intervene as untimely. On or about October 11, 2011, certain individual shareholders, including shareholders represented by counsel in the Montilla-Rojo action, filed requests to opt-out of the proposed settlement in the Hoff securities class action. Other purported shareholders represented by the same counsel, filed an objection to the settlement. On November 22, 2011, the plaintiffs in the Montilla-Rojo action filed a second amended complaint asserting additional legal theories. On December 2, 2011, the parties to the Montilla-Rojo action filed a joint motion to stay the proceedings in light of the pending appeal in the related Hoff securities class action. The Court granted the motion to stay on December 13, 2011. With the January 27, 2012 voluntary dismissal of the appeal (below), the stay was lifted and defendants’ response to the Montilla-Rojo second amended complaint is pending.

On November 2, 2011, the Court in the Hoff securities class action announced at a hearing on the proposed settlement that it would deny certain individual shareholders’ requests to opt out, overrule the objection to the settlement and grant final approval in a written order to follow, which order and final judgment were issued on the same date. On November 29, 2011, the individual shareholders whose requests to opt-out were rejected and the objectors to the settlement appealed from the final judgment to the United States Court of Appeals for the First Circuit. On December 21, 2011, the lead plaintiffs in the Hoff action filed a motion for an order requiring the objectors to post a bond to cover the costs associated with the objectors’ appeal, which the Court granted on January 9, 2012. On January 17, 2012, the objectors moved for reconsideration of the order requiring them to post a bond. On January 24, 2012, the Court denied the objectors’ motion for reconsideration. On January 27, 2012, the objectors filed a motion informing the Court that they would voluntarily dismiss the appeal with prejudice, which the Court noted on January 30, 2012.

199     POPULAR, INC. 2011 ANNUAL REPORT

In April 2011, the parties to the García and Díaz actions entered into a separate memorandum of understanding. Under the terms of this memorandum of understanding, subject to certain customary conditions, including court approval of a final settlement agreement, and in consideration for the full and final settlement and release of all defendants, Popular agreed, for a period of three years, to maintain or implement certain corporate governance practices, measures and policies, as set forth in the memorandum of understanding. Aside from the payment by or on behalf of Popular of approximately $2.1 million of attorneys’ fees and expenses of counsel for the plaintiffs, all of which were covered by insurance), the settlement did not require any cash payments by or on behalf of Popular or the defendants. On June 14, 2011, a motion for preliminary approval of settlement was filed. On July 8, 2011, the Court granted preliminary approval of such settlement and set the final approval hearing date for September 12, 2011. On that same date, the Court granted final approval of the settlement. On September 23, 2011, the court in Díaz entered a separate judgment approving the final settlement as well.

Prior to the Hoff and derivative action mediation, the parties to the ERISA class action entered into a separate memorandum of understanding to settle that action. Under the terms of the ERISA memorandum of understanding, subject to certain customary conditions including court approval of a final settlement agreement and in consideration for the full settlement and release of all defendants, the parties agreed that the amount of $8.2 million would be paid by or on behalf of the defendants. The parties filed a joint request to approve the settlement on April 13, 2011. On June 8, 2011, the Court held a preliminary approval hearing, and on June 23, 2011, the Court preliminarily approved such settlement. On June 30, 2011, the amount of $8.2 million was transferred to the settlement fund by insurers on behalf of the defendants. A final fairness hearing was set for August 26, 2011. On that date, the Court stated that it would approve the settlement but requested that plaintiffs’ counsel submit certain supporting documentation prior to issuing its final approval. Such final approval is still pending.

Popular does not expect to record any material gain or loss as a result of the settlements. Popular has made no admission of liability in connection with these settlements.

At this point, the settlement agreement in the ERISA class action is not final and is subject to a number of future events, including the issuance of the final approval order and/or the expiration of the time to appeal such orders. The settlements in the Hoff class action and the derivative actions have been finally approved and the period for any appeal has expired.

In addition to the foregoing, Banco Popular is a defendant in two class lawsuits arising from its consumer banking and trust-related activities. On October 7, 2010, a putative class action for breach of contract and damages captioned Almeyda-Santiago v. Banco Popular de Puerto Rico, was filed in the Puerto Rico Court of First Instance against Banco Popular de Puerto Rico. The complaint essentially asserts that plaintiff and others similarly situated who he purports to represent have suffered damages because of Banco Popular’s allegedly fraudulent overdraft fee practices in connection with debit card transactions. Such practices allegedly consist of: (a) the reorganization of electronic debit transactions in high-to-low order so as to multiply the number of overdraft fees assessed on its customers; (b) the assessment of overdraft fees even when clients have not overdrawn their accounts; (c) the failure to disclose, or to adequately disclose, its overdraft policy to its customers; and (d) the provision of false and fraudulent information regarding its clients’ account balances at point of sale transactions and on its website. Plaintiff seeks damages, restitution and provisional remedies against Banco Popular for breach of contract, abuse of trust, illegal conversion and unjust enrichment. On January 13, 2011, Banco Popular submitted a motion to dismiss the complaint, which is still pending resolution.

In January 2012, the parties to the Almeyda action entered into a memorandum of understanding. Under the terms of this memorandum of understanding, subject to certain customary conditions, including court approval of a final settlement agreement, and in consideration for the full and final settlement and release of all defendants, the parties agreed that the amount of $0.4 million will be paid by defendants, which amount, net of attorneys’ fees, shall be donated to one or more non-profit consumer financial counselling services organizations based in Puerto Rico. A settlement stipulation and a joint motion for preliminary approval of such settlement will be filed with the Court by March 14, 2012.

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

More specifically, plaintiffs - Guillermo García Lamadrid and Benito del Cueto Figueras—are suing Defendant BPPR for the losses they (and others) experienced through their investment in the RG Financial Corporation-backed Conservation Trust Fund securities. Plaintiffs essentially claim that Banco Popular allegedly breached its purported fiduciary duty to keep all relevant parties informed of any developments that could affect the Conservation Trust notes or that could become an event of default under the relevant trust agreements; and that in so doing, it acted imprudently, unreasonably and with gross negligence. Popular and the other defendants submitted separate motions to dismiss on or about February 28, 2011. Plaintiffs submitted a consolidated opposition thereto on April 15, 2011. The parties were allowed to submit replies and surreplies to such motions, and the motion has now been deemed submitted by the Court and is pending resolution.

Note 28 – Non-consolidated variable interest entities

The Corporation is involved with four statutory trusts which it established to issue trust preferred securities to the public. Also, it established Popular Capital Trust III for the purpose of exchanging Series C preferred stock shares held by the U.S. Treasury for trust preferred securities issued by this trust. These trusts are deemed to be VIEs since the equity investors at risk have no substantial decision-making rights. The Corporation does not have a significant variable interest in these trusts. Neither the residual interest held, since it was never funded in cash, nor the loan payable to the trusts is considered a variable interest since they create variability.

Also, it is involved with various special purpose entities mainly in guaranteed mortgage securitization transactions, including GNMA and FNMA. These special purpose entities are deemed to be VIEs since they lack equity investments at risk. The Corporation’s continuing involvement in these guaranteed loan securitizations includes owning certain beneficial interests in the form of securities as well as the servicing rights retained. The Corporation is not required to provide additional financial support to any of the variable interest entities to which it has transferred the financial assets. The mortgage-backed securities, to the extent retained, are classified in the Corporation’s consolidated statement of financial condition as available-for-sale or trading securities.

ASU 2009-17 requires that an ongoing primary beneficiary assessment should be made to determine whether the Corporation is the primary beneficiary of any of the variable interest entities (“VIEs”) it is involved with. The conclusion on the assessment of these trusts and guaranteed mortgage securitization transactions has not changed since their initial evaluation. The Corporation concluded that it is still not the primary beneficiary of these VIEs, and therefore, are not required to be consolidated in the Corporation’s financial statements at December 31, 2011.

The Corporation concluded that it did not hold a controlling financial interest in these trusts since the decisions of the trust are predetermined through the trust documents and the guarantee of the trust preferred securities is irrelevant since in substance the sponsor is guaranteeing its own debt. In the case of the guaranteed mortgage securitization transactions, the Corporation concluded that, essentially, these entities (FNMA and GNMA) control the design of their respective VIEs, dictate the quality and nature of the collateral, require the underlying insurance, set the servicing standards via the servicing guides and can change them at will, and remove a primary servicer with cause, and without cause in the case of FNMA. Moreover, through their guarantee obligations, agencies (FNMA and GNMA) have the obligation to absorb losses that could be potentially significant to the VIE.

The Corporation holds variable interests in these VIEs in the form of agency mortgage-backed securities and collateralized mortgage obligations, including those securities originated by the Corporation and those acquired from third parties. Additionally, the Corporation holds agency mortgage-backed securities, agency collateralized mortgage obligations and private label collateralized mortgage obligations issued by third party VIEs in which it has no other form of continuing involvement. Refer to Note 30 to the consolidated financial statements for additional information on the debt securities outstanding at December 31, 2011 and 2010, which are classified as available-for-sale and trading securities in the Corporation’s consolidated statement of financial condition. In addition, the Corporation may retain the right to service the transferred loans in those government-sponsored special purpose entities (“SPEs”) and may also purchase the right to service loans in other government-sponsored SPEs that were transferred to those SPEs by a third-party. Pursuant to ASC Subtopic 810-10, the servicing fees that the Corporation receives for its servicing role are considered variable interests in the VIEs since the servicing fees are subordinated to the principal and interest that first needs to be paid to the mortgage-backed securities’ investors and to the guaranty fees that need to be paid to the federal agencies.

201     POPULAR, INC. 2011 ANNUAL REPORT

The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in non-consolidated VIEs and the maximum exposure to loss as a result of the Corporation’s involvement as servicer with non-consolidated VIEs at December 31, 2011 and 2010.

(In thousands)	2011	2010

Assets

Servicing assets:

Mortgage servicing rights	$101,511	$107,313

Total servicing assets	$101,511	$107,313

Other assets:

Servicing advances	$3,027	$2,706

Total other assets	$3,027	$2,706

Total	$104,538	$110,019

Maximum exposure to loss	$104,538	$110,019

The size of the non-consolidated VIEs, in which the Corporation has a variable interest in the form of servicing fees, measured as the total unpaid principal balance of the loans, amounted to $9.4 billion at December 31, 2011 ($9.3 billion at December 31, 2010).

Maximum exposure to loss represents the maximum loss, under a worst case scenario, that would be incurred by the Corporation, as servicer for the VIEs, assuming all loans serviced are delinquent and that the value of the Corporation’s interests and any associated collateral declines to zero, without any consideration of recovery. The Corporation determined that the maximum exposure to loss includes the fair value of the MSRs and the assumption that the servicing advances at December 31, 2011 and 2010 will not be recovered. The agency debt securities are not included as part of the maximum exposure to loss since they are guaranteed by the related agencies.

In September of 2011, BPPR sold construction and commercial real estate loans with a fair value of $148 million, and most of which were non-performing, to a newly created joint venture, PRLP 2011 Holdings, LLC. The joint venture is majority owned by Caribbean Property Group (“CPG”), Goldman Sachs & Co. and East Rock Capital LLC. The joint venture was created for the limited purpose of acquiring the loans from BPPR; servicing the loans through a third-party servicer; ultimately working out, resolving and/or foreclosing the loans; and indirectly owning, operating, constructing, developing, leasing and selling any real properties acquired by the joint venture through deed in lieu of foreclosure, foreclosure, or by resolution of any loan.

BPPR provided financing to the joint venture for the acquisition of the loans in an amount equal to the sum of 57% of the purchase price of the loans, or $84 million, and $2 million of closing costs, for a total acquisition loan of $86 million. The acquisition loan has a 5-year maturity and bears a variable interest at 30-day LIBOR plus 300 basis points and is secured by a pledge of all of the acquiring entity’s assets. In addition, BPPR provided the joint venture with a non-revolving advance facility of $68.5 million to cover unfunded commitments and costs-to-complete related to certain construction projects, and a revolving working capital line of $20 million to fund certain operating expenses of the joint venture. Cash proceeds received by the joint venture will be first used to cover debt service payments for the acquisition loan, advance facility, and the working capital line described above which must be paid in full before proceeds can be used for other purposes. The distributable cash proceeds will be determined based on a pro-rata basis in accordance with the respective equity ownership percentages. BPPR’s equity interest in the joint venture ranks pari-passu with those of other parties involved. As part of the transaction, BPPR received $48 million in cash and a 24.9% equity interest in the joint venture. The Corporation is not required to provide any other financial support to the joint venture.

BPPR accounted for this transaction as a true sale pursuant to ASC Subtopic 860-10 and thus recognized the cash received, its equity investment in the joint venture, and the acquisition loan provided to the joint venture and derecognized the loans sold.

The Corporation has determined that PRLP 2011 Holdings, LLC is a VIE but is not the primary beneficiary. All decisions are made by CPG (or an affiliate thereof) (the “Manager”), except for certain limited material decisions which would require the unanimous consent of all members. The Manager is authorized to execute and deliver on behalf of the joint venture any and all documents, contracts, certificates, agreements and instruments, and to take any action deemed necessary in the benefit of the joint venture. Also, the Manager delegates the day-to-day management and servicing of the loans to CPG Island Servicing, LLC, an affiliate of CPG, which contracted Archon, an affiliate of Goldman Sachs, to act as subservicer, but it has the responsibility to oversee such servicing responsibilities.

The Corporation holds variable interests in this VIE in the form of the 24.9% equity interest and the financing provided to the joint venture.

The initial fair value of the Corporation’s equity interest in the joint venture was determined based on the fair value of the loans transferred to the joint venture of $148 million, which represented the purchase price of the loans agreed by the parties and was an arm’s-length transaction between market participants in accordance with ASC Topic 820, reduced by the acquisition loan provided by BPPR to the joint venture, for a total net equity of $63 million. Accordingly, the 24.9% equity interest held by the Corporation was valued at $16 million. Thus, the fair value of the equity interest is considered a Level 2 fair value measurement since the inputs were based on observable market inputs. After initial recognition, the equity interest will be accounted for using the equity method of accounting pursuant to ASC Subtopic 323-10.

The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in the non-consolidated VIE, PRLP 2011 Holdings, LLC and its maximum exposure to loss at December 31, 2011.

(In thousands)

Assets

Loans held-in-portfolio:

Acquisition loan	$85,825

Working capital line advances	2,208

Advance facility advances	3,256

Total loans held-in-portfolio	$91,289

Other assets:

Investment in PRLP 2011 Holdings LLC	$16,122

Total other assets	$16,122

Total	$107,411

Maximum exposure to loss	$107,411

The Corporation determined that under a maximum exposure to loss worst case scenario the carrying amount of the acquisition loan, the advances on the advance facility and working capital line, if any, and the equity interest held by the Corporation at December 31, 2011 will not be recovered.

Note 29 – Derivative instruments and hedging activities

The following discussion and tables provide a description of the derivative instruments used as part of the Corporation’s interest rate risk management strategies. The use of derivatives is incorporated as part of the Corporation’s overall interest rate risk management strategy to minimize significant unplanned fluctuations in earnings and cash flows that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest income is not, on a material basis, adversely affected by movements in interest rates. The Corporation uses derivatives in its trading activities to facilitate customer transactions, and as means of risk management. As a result of interest rate fluctuations, hedged fixed and variable interest rate assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management.

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

203     POPULAR, INC. 2011 ANNUAL REPORT

Pursuant to the Corporation’s accounting policy, the fair value of derivatives is not offset with the amounts for the right to reclaim cash collateral or the obligation to return cash collateral. At December 31, 2011, the amount recognized for the right to reclaim cash collateral under master netting agreements was $72 million and the amount recognized for the obligation to return cash collateral was $2 million (December 31, 2010 - $86 million and $3 million, respectively).

Certain of the Corporation’s derivative instruments include financial covenants tied to the corresponding banking subsidiary’s well-capitalized status and credit rating. These agreements could require exposure collateralization, early termination or both. The aggregate fair value of all derivative instruments with contingent features that were in a liability position at December 31, 2011 was $57 million (December 31, 2010 - $67 million). Based on the contractual obligations established on these derivative instruments, the Corporation has fully collateralized these positions by pledging collateral of $72 million at December 31, 2011 (December 31, 2010 - $86 million).

Financial instruments designated as cash flow hedges or non-hedging derivatives outstanding at December 31, 2011 and December 31, 2010 were as follows:

	Notional amount		Derivative assets			Derivative liabilities
			Statement of	Fair value at		Statement of	Fair value at
	At December 31,		condition	December 31,		condition	December 31,
(In thousands)	2011	2010	classification	2011	2010	classification	2011	2010

Derivatives designated as hedging instruments:

Forward contracts	$137,301	$256,480	Other assets	$6	$1,774	Other liabilities	$1,179	$839

Total derivatives designated as hedging instruments	$137,301	$256,480		$6	$1,774		$1,179	$839

Derivatives not designated as hedging instruments:

Forward contracts	$114,809	$278,052	Trading account securities	$1	$483	Other liabilities	$236	$1,736

Interest rate swaps	1,351,386	1,641,180	Other assets	51,078	62,175	Other liabilities	56,963	66,685

Foreign currency forward contracts	1,006	819	Other assets	20	7	Other liabilities	14	4

Interest rate caps	-	156,303	Other assets	-	-	Other liabilities	-	-

Interest rate floors	22,664	22,973	Other assets	233	240	Other liabilities	233	240

Indexed options on deposits	73,224	76,984	Other assets	10,549	8,314	-	-	-

Bifurcated embedded options	82,154	72,921	-	-	-	Interest bearing deposits	8,075	6,840

Total derivatives not designated as hedging instruments:	$1,645,243	$2,249,232		$61,881	$71,219		$65,521	$75,505

Total derivative assets and liabilities	$1,782,544	$2,505,712		$61,887	$72,993		$66,700	$76,344

Cash Flow Hedges

The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities, which the seller agrees to deliver on a specified future date at a specified price or yield. These forward contracts are hedging a forecasted transaction and thus qualify for cash flow hedge accounting. Changes in the fair value of the derivatives are recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 79 days at December 31, 2011.

For cash flow hedges, net gains (losses) on derivative contracts that are reclassified from accumulated other comprehensive income (loss) to current period earnings are included in the line item in which the hedged item is recorded and during the period in which the forecasted transaction impacts earnings, as presented in the tables below.

Year ended December 31, 2011

(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)

Forward contracts	$(2,294)	Trading account profit	$(302)	$(116)

Total	$(2,294)		$(302)	$(116)

Year ended December 31, 2010

(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)

Forward contracts	$(1,228)	Trading account profit	$(964)	$-

Total	$(1,228)		$(964)	$-

Year ended December 31, 2009

(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)

Forward contracts	$(1,419)	Trading account profit	$(4,535)	$125

Interest rate swaps	-	Interest expense	(2,380)	-

Total	$(1,419)		$(6,915)	$125

Fair Value Hedges

At December 31, 2011 and 2010, there were no derivatives designated as fair value hedges.

205     POPULAR, INC. 2011 ANNUAL REPORT

Non-Hedging Activities

For the year ended December 31, 2011, the Corporation recognized a loss of $42.3 million (2010 – loss of $15.0 million; 2009 – loss of $19.5 million) related to its non-hedging derivatives, as detailed in the table below.

	Amount of Net Gain (Loss) Recognized in Income on Derivatives

		Year ended	Year ended	Year ended

	Classification of Net Gain (Loss)	December 31,	December 31,	December 31,

(In thousands)	Recognized in Income on Derivatives	2011	2010	2009

Forward contracts	Trading account profit	$(41,837)	$(15,791)	$(12,485)

Interest rate swaps	Other operating income	(1,382)	(910)	(6,468)

Credit derivatives	Other operating income	-	-	(2,599)

Foreign currency forward contracts	Other operating income	23	10	25

Foreign currency forward contracts	Interest expense	3	3	(4)

Indexed options on deposits	Interest expense	(20)	1,247	1,209

Bifurcated embedded options	Interest expense	920	408	788

Total		$(42,293)	$(15,033)	$(19,534)

Forward Contracts

The Corporation has forward contracts to sell mortgage-backed securities, which are accounted for as trading derivatives. Changes in their fair value are recognized in trading account profit (loss).

Interest Rates Swaps and Foreign Currency and Exchange Rate Commitments

In addition to using derivative instruments as part of its interest rate risk management strategy, the Corporation also utilizes derivatives, such as interest rate swaps and foreign exchange forward contracts, in its capacity as an intermediary on behalf of its customers. The Corporation minimizes its market risk and credit risk by taking offsetting positions under the same terms and conditions with credit limit approvals and monitoring procedures. Market value changes on these swaps and other derivatives are recognized in earnings in the period of change.

Interest Rate Caps and Floors

The Corporation enters into interest rate caps and floors as an intermediary on behalf of its customers and simultaneously takes offsetting positions under the same terms and conditions, thus minimizing its market and credit risks.

Note 30 –Fair value measurement

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

Fair Value on a Recurring Basis

The following fair value hierarchy tables present information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2011 and 2010:

At December 31, 2011

(In thousands)	Level 1	Level 2	Level 3	Balance

Assets

Investment securities available-for-sale:

U.S. Treasury securities	$-	$38,668	$-	$38,668

Obligations of U.S. Government sponsored entities	-	985,546	-	985,546

Obligations of Puerto Rico, States and political subdivisions	-	58,728	-	58,728

Collateralized mortgage obligations - federal agencies	-	1,697,642	-	1,697,642

Collateralized mortgage obligations - private label	-	57,792	-	57,792

Mortgage-backed securities	-	2,132,134	7,435	2,139,569

Equity securities	3,465	3,451	-	6,916

Other	-	24,962	-	24,962

Total investment securities available-for-sale	$3,465	$4,998,923	$7,435	$5,009,823

Trading account securities, excluding derivatives:

Obligations of Puerto Rico, States and political subdivisions	$-	$90,332	$-	$90,332

Collateralized mortgage obligations	-	737	2,808	3,545

Mortgage-backed securities - federal agencies	-	303,428	21,777	325,205

Other	-	13,212	4,036	17,248

Total trading account securities	$-	$407,709	$28,621	$436,330

Mortgage servicing rights	$-	$-	$151,323	$151,323

Derivatives	-	61,887	-	61,887

Total assets	$3,465	$5,468,519	$187,379	$5,659,363

Liabilities

Derivatives	$-	$(66,700)	$-	$(66,700)

Contingent consideration	-	-	(99,762)	(99,762)

Total liabilities	$-	$(66,700)	$(99,762)	$(166,462)

207     POPULAR, INC. 2011 ANNUAL REPORT

At December 31, 2010

(In thousands)	Level 1	Level 2	Level 3	Balance

Assets

Investment securities available-for-sale:

U.S. Treasury securities	$-	$38,136	$-	$38,136

Obligations of U.S. Government sponsored entities	-	1,211,304	-	1,211,304

Obligations of Puerto Rico, States and political subdivisions	-	52,702	-	52,702

Collateralized mortgage obligations - federal agencies	-	1,238,294	-	1,238,294

Collateralized mortgage obligations - private label	-	84,938	-	84,938

Mortgage-backed securities	-	2,568,396	7,759	2,576,155

Equity securities	3,952	5,523	-	9,475

Other	-	25,848	-	25,848

Total investment securities available-for-sale	$3,952	$5,225,141	$7,759	$5,236,852

Trading account securities, excluding derivatives:

Obligations of Puerto Rico, States and political subdivisions	$-	$16,438	$-	$16,438

Collateralized mortgage obligations	-	769	2,746	3,515

Mortgage-backed securities - federal agencies	-	472,806	20,238	493,044

Other	-	30,423	2,810	33,233

Total trading account securities	$-	$520,436	$25,794	$546,230

Mortgage servicing rights	$-	$-	$166,907	$166,907

Derivatives	-	72,993	-	72,993

Total assets	$3,952	$5,818,570	$200,460	$6,022,982

Liabilities

Derivatives	$-	$(76,344)	$-	$(76,344)

Trading liabilities	-	(10,459)	-	(10,459)

Equity appreciation instrument	-	(9,945)	-	(9,945)

Contingent consideration	-	-	(92,994)	(92,994)

Total liabilities	$-	$(96,748)	$(92,994)	$(189,742)

The following tables present the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2011, 2010, and 2009.

Year ended December 31, 2011

(In millions)	Balance at December 31, 2010	Initial fair value on acquisition	Gains (losses) included in earnings/ OCI	Purchases	Sales	Settlements	Balance at December 31, 2011	Changes in unrealized gains (losses) included in earnings/OCI related to assets still held at December 31, 2011

Assets

Investment securities available-for-sale:
Mortgage-backed securities	$8	$-	$-	$-	$-	$(1)	$ 7		$-

Total investment securities available-for-sale	$8	$-	$-	$-	$-	$(1)	$ 7	$	- [a]

Trading account securities:
Collateralized mortgage obligations	$3	$-	$-	$-	$-	$-	$ 3		$-
Mortgage- backed securities-federal agencies	20	-	-	14	(10)	(2)	22		-
Other	3	-	-	4	(3)	-	4		1

Total trading account securities	$26	$-	$-	$18	$(13)	$(2)	$ 29		$1 [b]

Mortgage servicing rights	$167	$-	$(37)	$21	$-	$-	$ 151		$(20)[c]

Total assets	$201	$-	$(37)	$39	$(13)	$(3)	$ 187		$(19)

Liabilities

Contingent consideration	$(93)	$(1)	$(6)	$-	$-	$-	$ (100)		$(6)[d]

Total liabilities	$(93)	$(1)	$(6)	$-	$-	$-	$ (100)		$(6)

[a]	Gains (losses) are included in OCI.

[b]	Gains (losses) are included in “Trading account profit” in the Statement of Operations.

[c]	Gains (losses) are included in “Other service fees” in the Statement of Operations.

[d]	Gains (losses) are included in “FDIC loss share (expense) income” in the Statement of Operations.

209     POPULAR, INC. 2011 ANNUAL REPORT

Year ended December 31, 2010

(In millions)	Balance at December 31, 2009	Initial fair value on acquisition	Gains (losses) included in earnings/ OCI	Issuances	Purchases	Sales	Settlements	Transfers in (out) of Level 3	Balance at December 31, 2010	Changes in unrealized gains (losses) included in earnings/OCI related to assets still held at December 31, 2010

Assets

Investment securities available-for-sale:
Mortgage-backed securities	$34	$-	$1	$3	$-	$-	$(3)	$(27)	$8		$-

Total investment securities available-for-sale	$34	$-	$1	$3	$-	$-	$(3)	$(27)	$8	$	- [a]

Trading account securities:
Collateralized mortgage obligations	$3	$-	$-	$-	$-	$-	$-	$-	$3		$-
Mortgage-backed securities - federal agencies	224	-	3	-	23	(49)	(11)	(170)	20		-
Other	3	-	-	-	1	(1)	-	-	3		-

Total trading account securities	$230	$-	$3	$-	$24	$(50)	$(11)	$(170)	$26	$	- [b]

Mortgage servicing rights	$170	$-	$(23)	$-	$20	$-	$-	$-	$167		$(17)[c]

Total assets	$434	$-	$(19)	$3	$44	$(50)	$(14)	$(197)	$201		$(17)

Liabilities

Contingent consideration	$-	$(89)	$(4)	$-	$-	$-	$-	$-	$(93)		$(4)[d]

Total liabilities	$-	$(89)	$(4)	$-	$-	$-	$-	$-	$(93)		$(4)

[a]	Gains (losses) are included in OCI.

[b]	Gains (losses) are included in “Trading account profit” in the Statement of Operations.

[c]	Gains (losses) are included in “Other services fees” in the Statement of Operations.

[d]	Gains (losses) are included in “FDIC loss share (expense) income” in the Statement of Operations.

Year ended December 31, 2009

(In millions)	Balance at December 31, 2008	Gains (losses) included in earnings/ OCI	Purchases, sales, issuances, and settlements (net)	Balance at December 31, 2009	Changes in unrealized gains (losses) included in earnings/OCI related to assets still held at December 31, 2009

Assets

Investment securities available-for-sale:
Mortgage-backed securities	$37	$-	$(3)	$34		$-

Total investment securities available-for-sale	$37	$-	$(3)	$34	$	- [a]

Trading account securities:
Collateralized mortgage obligations	$3	$-	$-	$3		$-
Mortgage-backed securities - federal agencies	292	3	(71)	224		6
Other	5	(1)	(1)	3		-

Total trading account securities	$300	$2	$(72)	$230		$6 [b]

Mortgage servicing rights	$176	$(31)	$25	$170		$(18)[c]

Loans measured at fair value pursuant to fair value option	$5	$1	$(6)	$-	$	- [d]

Total assets	$518	$(28)	$(56)	$434		$(12)

[a]	Gains (losses) are included in OCI.

[b]	Gains (losses) are included in “Trading account profit” in the Statement of Operations.

[c]	Gains (losses) are included in “Other services fees” in the Statement of Operations.

[d]	Gains (losses) are included in “Loss from discontinued operations, net of tax” in the Statement of Operations.

There were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2011 and 2009. There were $197 million in transfers out of Level 3 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2010. These transfers resulted from exempt FNMA mortgage-backed securities, which were transferred out of Level 3 and into Level 2, as a result of a change in valuation methodology from an internally-developed matrix pricing to pricing them based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. Pursuant to the Corporation’s policy, these transfers were recognized as of the end of the reporting period. There were no transfers in and/or out of Level 1 during 2011, 2010, and 2009.

Gains and losses (realized and unrealized) included in earnings for the years ended December 31, 2011, 2010, and 2009 for Level 3 assets and liabilities included in the previous tables are reported in the consolidated statement of operations as follows:

	2011		2010		2009

		Changes in unrealized		Changes in unrealized		Changes in unrealized

	Total gains	gains (losses)	Total gains	gains (losses)	Total gains	gains (losses)

	(losses) included	relating to assets still	(losses) included	relating to assets still	(losses) included	relating to assets still

(In millions)	in earnings	held at reporting date	in earnings	held at reporting date	in earnings	held at reporting date

FDIC loss share (expense) income	$ (6)	$ (6)	$ (4)	$ (4)	$ -	$ -

Other service fees	(37)	(20)	(23)	(17)	(31)	(18)

Trading account profit	-	1	3	-	2	6

Loss from discontinued operations, net of tax	-	-	-	-	1	-

Total	$ (43)	$ (25)	$ (24)	$ (21)	$ (28)	$ (12)

211     POPULAR, INC. 2011 ANNUAL REPORT

Additionally, in accordance with generally accepted accounting principles, the Corporation may be required to measure certain assets at fair value on a nonrecurring basis in periods subsequent to their initial recognition. The adjustments to fair value usually result from the application of lower of cost or fair value accounting, identification of impaired loans requiring specific reserves under ASC Section 310-10-35 “Accounting by Creditors for Impairment of a Loan”, or write-downs of individual assets. The following table presents financial and non-financial assets that were subject to a fair value measurement on a nonrecurring basis during the years ended December 31, 2011, 2010, and 2009, and which were still included in the consolidated statement of financial condition as of such dates. The amounts disclosed represent the aggregate fair value measurements of those assets as of the end of the reporting period.

	Carrying value at December 31, 2011			Carrying value at December 31, 2010			Carrying value at December 31, 2009

(In millions)	Level 3	Total	Write- downs	Level 3	Total	Write- downs	Level 3	Total	Write- downs

Loans[1]	$96	$96	$(6)	$204	$204	$(14)	$877	$877	$(250)

Loans held-for-sale [2]	84	84	(30)	671	671	(342)	-	-	(3)

Other real estate owned [3]	91	91	(23)	45	45	(28)	60	60	(28)

Other foreclosed assets[3]	-	-	(1)	-	-	(1)	5	5	(1)

Total	$271	$271	$(60)	$920	$920	$(385)	$942	$942	$(282)

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

[3] Represents the fair value of foreclosed real estate and other collateral owned that were measured at fair value.

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

•

Mortgage-backed securities: Certain agency mortgage-backed securities (“MBS”) are priced based on a bond’s theoretical value derived from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. The agency MBS are classified as Level 2. Other agency MBS such as GNMA Puerto Rico Serials are priced using an internally-prepared pricing matrix with quoted prices from local brokers dealers. These particular MBS are classified as Level 3.

•

Collateralized mortgage obligations: Agency and private-label collateralized mortgage obligations (“CMOs”) are priced based on a bond’s theoretical value derived from similar bonds defined by credit quality and market sector and for which fair value incorporates an option adjusted spread. The option adjusted spread model includes prepayment and volatility assumptions, ratings (whole loans collateral) and spread adjustments. These CMOs are classified as Level 2. Other CMOs, due to their limited liquidity, are classified as Level 3 due to the insufficiency of inputs such as broker quotes, executed trades, credit information and cash flows.

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

Contingent consideration liability

Fair value of the true-up payment obligation (contingent consideration) to the FDIC as it relates to the Westernbank FDIC-assisted transaction was estimated using projected cash outflows related to the loss sharing agreements at the true-up measurement date, taking into consideration the intrinsic loss estimate, asset premium/discount, cumulative shared loss payments, and the cumulative servicing amount related to the loan portfolio. Refer to Note 4 to the consolidated financial statements for a description of the true up payment formula. The loss share cash outflows expected to be paid to the FDIC were discounted using a term equivalent rate taking into consideration BPPR’s credit rating.

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

Loans measured at fair value pursuant to lower of cost or fair value adjustments

Loans measured at fair value on a nonrecurring basis pursuant to lower of cost or fair value were priced based on outstanding investor commitments, secondary market prices, and discounted cash flow models which incorporate internally-developed assumptions for prepayments and credit loss estimates. These loans are classified as Level 3.

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

213     POPULAR, INC. 2011 ANNUAL REPORT

Note 31 – Fair value of financial instruments

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

The fair values reflected herein have been determined based on the prevailing interest rate environment at December 31, 2011 and 2010, as applicable. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation. The methods and assumptions used to estimate the fair values of significant financial instruments are described in the paragraphs below.

Short-term financial assets and liabilities have relatively short maturities, or no defined maturities, and little or no credit risk. The carrying amounts of other liabilities reported in the consolidated statements of financial condition approximate fair value because of the short-term maturity of those instruments or because they carry interest rates which approximate market. Included in this category are: cash and due from banks, federal funds sold and securities purchased under agreements to resell, time deposits with other banks, assets sold under agreements to repurchase and short-term borrowings. The FDIC equity appreciation instrument, which expired in May 2011, is included in other liabilities and is accounted for at fair value. Resell and repurchase agreements with long-term maturities are valued using discounted cash flows based on market rates currently available for agreements with similar terms and remaining maturities.

Trading and investment securities, except for investments classified as other investment securities in the consolidated statements of financial condition, are financial instruments that regularly trade on secondary markets. The estimated fair value of these securities was determined using either market prices or dealer quotes, where available, or quoted market prices of financial instruments with similar characteristics. Trading account securities and securities available-for-sale are reported at their respective fair values in the consolidated statements of financial condition since they are marked-to-market for accounting purposes.

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

Long-term borrowings were valued using discounted cash flows, based on market rates currently available for debt with similar terms and remaining maturities and in certain instances using quoted market rates for similar instruments at December 31, 2011 and 2010.

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

Derivatives are considered financial instruments and their carrying value equals fair value.

Commitments to extend credit were valued using the fees currently charged to enter into similar agreements. For those commitments where a future stream of fees is charged, the fair value was estimated by discounting the projected cash flows of fees on commitments. The fair value of letters of credit was based on fees currently charged on similar agreements.

The following table presents the carrying or notional amounts, as applicable, and estimated fair values for financial instruments.

	December 31, 2011		December 31, 2010

(In thousands)	Carrying amount	Fair value	Carrying amount	Fair value

Financial Assets:

Cash and money market investments	$1,911,456	$1,911,456	$1,431,668	$1,431,668

Trading account securities	436,331	436,331	546,713	546,713

Investment securities available-for-sale	5,009,823	5,009,823	5,236,852	5,236,852

Investment securities held-to-maturity	125,383	125,254	122,354	120,873

Other investment securities	179,880	181,583	163,513	165,233

Loans held-for-sale	363,093	390,783	893,938	902,371

Loans not covered under loss sharing agreement with the FDIC	19,912,233	16,753,889	19,934,810	17,137,805

Loans covered under loss sharing agreements with the FDIC	4,223,758	4,663,327	4,836,882	4,744,680

FDIC loss share asset	1,915,128	1,755,295	2,410,219	2,475,158

Financial Liabilities:

Deposits	$27,942,127	$28,057,343	$26,762,200	$26,873,408

Assets sold under agreements to repurchase	2,141,097	2,273,802	2,412,550	2,503,320

Other short-term borrowings	296,200	296,200	364,222	364,222

Notes payable	1,856,372	1,722,831	4,170,183	4,067,818

Contingent consideration	99,762	99,762	92,994	92,994

Equity appreciation instrument	-	-	9,945	9,945

(In thousands)	Notional amount	Fair value	Notional amount	Fair value

Commitments to extend credit	$6,231,213	$2,062	$5,879,051	$983

Letters of credit	136,341	2,339	152,596	3,318

215     POPULAR, INC. 2011 ANNUAL REPORT

Note 32 – Net income (loss) per common share

The following table sets forth the computation of net income (loss) per common share (“EPS”), basic and diluted, for the years ended December 31, 2011, 2010 and 2009:

(In thousands, except per share information)	2011	2010	2009

Net income (loss) from continuing operations	$151,325	$137,401	$(553,947)
Net loss from discontinued operations	-	-	(19,972)
Preferred stock dividends	(3,723)	(310)	(39,857)
Deemed dividend on preferred stock[1]	-	(191,667)	-
Preferred stock discount accretion	-	-	(4,515)
Favorable impact from exchange of shares of Series A and B preferred stock for common stock, net of issuance costs	-	-	230,388
Favorable impact from exchange of Series C preferred stock for trust preferred securities	-	-	485,280

Net income (loss) applicable to common stock	$147,602	$(54,576)	$97,377

Average common shares outstanding	1,021,793,932	885,154,040	408,229,498
Average potential dilutive common shares	1,101,030	-	-

Average common shares outstanding - assuming dilution	1,022,894,962	885,154,040	408,229,498

Basic and diluted EPS from continuing operations	$0.14	$(0.06)	$0.29
Basic and diluted EPS from discontinued operations	-	-	(0.05)

Basic and dilutive EPS	$0.14	$(0.06)	$0.24

[1] Non-cash beneficial conversion, resulting from the conversion of contingently convertible perpetual non-cumulative preferred stock into shares of the Corporation’s common stock. The beneficial conversion was recorded as a deemed dividend to the preferred stockholders reducing retained earnings, with a corresponding offset to surplus (paid in capital), and thus did not affect total stockholders’ equity or the book value of the common stock.

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

For the year ended December 31, 2011, there were 2,092,873 weighted average antidilutive stock options outstanding (2010 – 2,471,424; 2009 – 2,715,852). Additionally, the Corporation has outstanding a warrant issued to the U.S. Treasury to purchase 20,932,836 shares of common stock, which have an antidilutive effect at December 31, 2011.

Note 33 – Other service fees

The following table presents the major categories of other service fees for the years ended December 31, 2011, 2010 and 2009.

(In thousands)	2011	2010	2009

Debit card fees	$49,459	$100,639	$110,040

Insurance fees	54,390	49,768	50,132

Credit card fees and discounts	49,049	84,786	94,636

Sale and administration of investment products	34,388	37,783	34,134

Mortgage servicing fees, net of fair value adjustments	12,098	24,801	15,086

Trust fees	15,333	14,217	12,455

Processing fees	6,839	45,055	55,005

Other fees	18,164	20,455	22,699

Total other service fees	$239,720	$377,504	$394,187

Note 34 – Employee benefits

Pension and benefit restoration plans

Certain employees of BPPR and BPNA are covered by non-contributory defined benefit pension plans. Pension benefits are based on age, years of credited service, and final average compensation.

BPPR’s non-contributory, defined benefit retirement plan is currently closed to new hires and to employees who at December 31, 2005 were under 30 years of age or were credited with less than 10 years of benefit service. Effective May 1, 2009, the accrual of the benefits under the BPPR retirement plan (the “P.R. Plans”) were frozen to all participants. Pursuant to the amendment, the retirement plan participants will not receive any additional credit for compensation earned and service performed after April 30, 2009 for purposes of calculating benefits under the retirement plan. The retirement plan’s benefit formula is based on a percentage of average final compensation and years of service. Normal retirement age under the retirement plans is age 65 with 5 years of service. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). Benefits under the BPPR retirement plan are subject to the U.S. Internal Revenue Code limits on compensation and benefits. Benefits under restoration plans restore benefits to selected employees that are limited under the retirement plan due to U.S. Internal Revenue Code limits and a compensation definition that excludes amounts deferred pursuant to nonqualified arrangements. The freeze applied to the restoration plan as well.

In October 2011, the Corporation implemented a voluntary retirement program for retirement-eligible participants of the pension plan. Under the voluntary retirement program, a participant who elected to retire as of February 1, 2012 was provided a benefit equal to one-year of their current base pay rate. Approximately, 958 participants were eligible for the voluntary retirement program and 369 participants retired under the program. Participants could elect to receive their program benefit in the form of a lump sum on February 1, 2012 or as an immediate annuity commencing on such date. The pension plan benefit obligation reflects the retirement for all employees who accepted the voluntary retirement program.

During the third quarter of 2010, the Corporation amended the pension benefits as a result of the EVERTEC sale described in Note 25 to the consolidated financial statements. As a result of such amendment, the EVERTEC employees that were not eligible for retirement at the time of sale may become eligible for subsidized retirement benefits provided they reach retirement age while working with the acquiring institution.

During 2010, the Corporation settled its U.S.A. non-contributory, defined benefit retirement plan (the “U.S. Plan”), which had been frozen since 2007. The U.S. retirement plan assets were distributed to plan participants during the fourth quarter of 2010.

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

217     POPULAR, INC. 2011 ANNUAL REPORT

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

The plans’ target allocation based on market value for years 2011 and 2010, by asset category, is summarized in the table below.

	Minimum allotment	Maximum allotment

Equity	0%	70%

Debt securities	0%	100%

Cash and cash equivalents	0%	100%

The following table presents the composition of the assets of the pension and benefit restoration plans.

(In thousands)	2011	2010

Investments, at fair value:

Allocated share of Master Trust net assets	$574,673	$455,102

Popular, Inc. common stock	3,817	8,622

Private equity investment	937	836

Total investments	579,427	464,560

Cash and cash equivalents	96	18

Total assets	$579,523	$464,578

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

At December 31, 2011, the pension and restoration plans’ interest in the net assets of the Master Trust was approximately 91.0% (2010 – 88.4%).

The following table sets forth by level, within the fair value hierarchy, the plans’ assets at fair value at December 31, 2011 and 2010, excluding the plans’ interest in the Master Trust because that information is presented in a separate table.

	2011				2010

(In thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Equity securities	$3,817	$-	$-	$3,817	$8,622	$-	$-	$8,622

Private equity investments	-	-	937	937	-	-	836	836

Cash and cash equivalents	96	-	-	96	18	-	-	18

Total assets, excluding interest in Master Trust	$3,913	$-	$937	$4,850	$8,640	$-	$836	$9,476

Following is a description of the plans’ valuation methodologies used for assets measured at fair value:

•	Equity securities - Equity securities with quoted market prices obtained from an active exchange market are classified as Level 1.

•

Private equity investments - Private equity investments include an investment in a private equity fund. This fund value is recorded at the net asset value (NAV) of the fund which is affected by the changes of the fair value of the investments held in the fund. This fund is classified as Level 3.

•	Cash and cash equivalents - The carrying amount of cash and cash equivalents are reasonable estimates of their fair value since they are available on demand or due to their short-term maturity.

The following table presents the changes in Level 3 assets measured at fair value.

(In thousands)	2011	2010

Balance at beginning of year	$836	$939

Actual return on plan assets:

Change in unrealized gain (loss) relating to instruments still held at the reporting date	101	(48)

Purchases, sales, issuances, settlements, paydowns and maturities (net)	-	(55)

Balance at end of year	$937	$836

219     POPULAR, INC. 2011 ANNUAL REPORT

Master Trust

The following table presents the investments held in the Master Trust at December 31, 2011 and 2010, broken down by level within the fair value hierarchy.

	2011				2010
(In thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Obligations of the U.S. Government and its agencies	$-	$182,892	$-	$182,892	$-	$50,417	$-	$50,417

Corporate bonds and debentures	-	44,463	-	44,463	-	47,263	-	47,263

Equity securities	239,754	-	-	239,754	228,054	-	-	228,054

Index fund - equity	39,897	-	-	39,897	2,267	-	-	2,267

Index fund - fixed income	-	2,396	-	2,396	-	2,284	-	2,284

Foreign equity fund	-	59,699	-	59,699	-	65,491	-	65,491

Foreign index fund	-	24,676	-	24,676	-	-	-	-

Commodity fund	-	14,568	-	14,568	-	17,409	-	17,409

Mortgage-backed securities	-	10,570	-	10,570	-	72,959	-	72,959

Private equity investments	-	-	937	937	-	-	836	836

Cash and cash equivalents	10,490	-	-	10,490	25,926	-	-	25,926

Accrued investment income	-	-	1,574	1,574	-	-	1,655	1,655

Total assets	$290,141	$339,264	$2,511	$631,916	$256,247	$255,823	$2,491	$514,561

The closing prices reported in the active markets in which the securities are traded are used to value the investments in the Master Trust.

Following is a description of the Master Trust’s valuation methodologies used for investments measured at fair value:

•

Obligations of U.S. Government and its agencies - The fair value of Obligations of U.S. Government and agencies obligations is based on an active exchange market and is based on quoted market prices for similar securities. These securities are classified as Level 2. U.S. agency structured notes are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector and for which the fair value incorporates an option adjusted spread in deriving their fair value. These securities are classified as Level 2.

•

Corporate bonds and debentures - Corporate bonds and debentures are valued at fair value at the closing price reported in the active market in which the bond is traded. These securities are classified as Level 2.

•	Equity securities - Equity securities with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.

•	Investments in index funds - Equity with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.

•

Investments in index funds – Fixed income, foreign equity, foreign index and commodity funds are valued at the net asset value (NAV) of shares held by the plan at year end. These securities are classified as Level 2.

•

Mortgage-backed securities - Certain agency mortgage and other asset backed securities (“MBS”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. The agency MBS are classified as Level 2.

•

Private equity investments - Private equity investments include an investment in a private equity fund. The fund value is recorded at its net asset value (NAV) which is affected by the changes in the fair market value of the investments held in the fund. This fund is classified as Level 3.

•	Cash and cash equivalents - The carrying amount of cash and cash equivalents is a reasonable estimate of the fair value since it is available on demand.

•

Accrued investment income - Given the short-term nature of these assets, their carrying amount approximates fair value. Since there is a lack of observable inputs related to instrument specific attributes, these are reported as Level 3.

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

The following table presents the changes in the Master Trust’s Level 3 assets measured at fair value for the years ended December 31, 2011 and 2010.

(In thousands)	2011	2010
Balance at beginning of year	$2,491	$2,613

Actual return on plan assets:

Change in unrealized gain (loss) relating to instruments still held at the reporting date	101	(58)

Settlements	(81)	(64)

Balance at end of year	$2,511	$2,491

There were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2011 and 2010. There were no transfers in and/or out of Level 1 and Level 2 during the years ended December 31, 2011 and 2010.

Information on the shares of common stock held by the pension and restoration plans held is provided in the table that follows.

	2011	2010
Shares of Popular, Inc. common stock	2,745,720	2,745,720
Fair value of shares of Popular, Inc. common stock	$3,816,551	$8,621,561
Dividends paid on shares of Popular, Inc. common stock held by the plan	$-	$-

221     POPULAR, INC. 2011 ANNUAL REPORT

The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31, 2011 and 2010.

	Pension plans		Benefit restoration plans
(In thousands)	2011	2010	2011	2010
Change in benefit obligation:

Benefit obligation at beginning of year	$603,254	$557,308	$30,301	$26,396

Interest cost	31,139	31,513	1,581	1,537

Termination benefit loss	15,559	-	-	-

Actuarial loss	87,403	58,019	5,695	3,235

Benefits paid	(30,906)	(43,586)	(1,138)	(867)

Benefit obligation at end of year	$706,449	$603,254	$36,439	$30,301
Change in fair value of plan assets:

Fair value of plan assets at beginning of year	$442,566	$413,631	$22,012	$20,501

Actual return on plan assets	14,929	45,932	757	2,333

Employer contributions	124,552	26,589	6,751	45

Benefits paid	(30,906)	(43,586)	(1,138)	(867)

Fair value of plan assets at end of year	$551,141	$442,566	$28,382	$22,012
Amounts recognized in accumulated other comprehensive loss:

Net loss	$281,431	$176,910	$14,387	$8,237

Accumulated other comprehensive loss (AOCL)	$281,431	$176,910	$14,387	$8,237
Reconciliation of net liabilities:

Net liabilities at beginning of year	$(160,688)	$(143,677)	$(8,289)	$(5,896)

Amount recognized in AOCL at beginning of year, pre-tax	176,910	146,935	8,237	6,119
Amount prepaid (accrued) at beginning of year	16,222	3,258	(52)	223

Net periodic benefit credit (cost)	908	(9,396)	(369)	(320)

Additional benefit cost	(15,559)	(4,229)	-	-

Contributions	124,552	26,589	6,751	45
Amount prepaid (accrued) at end of year	126,123	16,222	6,330	(52)

Amount recognized in AOCL	(281,431)	(176,910)	(14,387)	(8,237)

Net liabilities at end of year	$(155,308)	$(160,688)	$(8,057)	$(8,289)

The table below presents a breakdown of the plans’ liabilities at December 31, 2011 and 2010.

	Pension plans		Benefit restoration plans
(In thousands)	2011	2010	2011	2010
Current liabilities	$-	$-	$50	$51

Non-current liabilities	155,308	160,688	8,007	8,238

The following table presents the change in accumulated other comprehensive loss (“AOCL”), pre-tax, for the years ended December 31, 2011 and 2010.

(In thousands)	Pension plans		Benefit restoration plans
	2011	2010	2011	2010
Accumulated other comprehensive loss at beginning of year	$176,910	$146,935	$8,237	$6,119

Increase (decrease) in AOCL:

Recognized during the year:

Actuarial losses	(11,314)	(12,974)	(591)	(397)

Occurring during the year:

Net actuarial losses	115,835	42,949	6,741	2,515

Total increase in AOCL	104,521	29,975	6,150	2,118

Accumulated other comprehensive loss at end of year	$281,431	$176,910	$14,387	$8,237

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during 2012.

(In thousands)	Pension plans	Benefit restoration plans
Net loss	$21,703	$1,293

The following table presents information for plans with an accumulated benefit obligation in excess of plan assets.

	Pension plans		Benefit restoration plans
(In thousands)	2011	2010	2011	2010
Projected benefit obligation	$706,449	$603,254	$36,439	$30,301

Accumulated benefit obligation	706,449	603,254	36,439	30,301

Fair value of plan assets	551,141	442,566	28,382	22,012

The actuarial assumptions used to determine the benefit obligations were as follows:

	2011	2010
Discount rate:

P.R. Plans	4.40%	5.30%

Rate of compensation increase - weighted average:

P.R. Plans	-	-

223     POPULAR, INC. 2011 ANNUAL REPORT

The following table presents the actuarial assumptions used to determine the components of net periodic benefit cost.

	Pension plans			Benefit restoration plans
	2011	2010	2009	2011	2010	2009
Discount rate:

P.R. Plans	5.30%	5.90%	6.10%	5.30%	5.90%	6.10%

U.S. Plans	-	-	4.00	-	-	-

Discount rate at remeasurement	-	-	6.70%	-	-	6.70%

Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%

Rate of compensation increase - weighted average:

P.R. Plans	-	-	4.50%	-	-	4.50%

U.S. Plans	-	-	-	-	-	-

The following table presents the components of net periodic benefit cost.

	Pension plans			Benefit restoration plans
(In thousands)	2011	2010	2009	2011	2010	2009
Service cost	$-	$-	$3,330	$-	$-	$340

Interest cost	31,139	31,513	32,672	1,581	1,537	1,616

Expected return on plan assets	(43,361)	(30,862)	(25,543)	(1,803)	(1,614)	(1,239)

Amortization of prior service cost (credit)	-	-	44	-	-	(9)

Recognized net actuarial loss	11,314	8,745	13,794	591	397	869
Net periodic benefit (credit) cost	(908)	9,396	24,297	369	320	1,577

Settlement loss	-	4,229	-	-	-	-

Termination benefit loss	15,559	-	-	-	-	-

Curtailment loss (gain)	-	-	820	-	-	(340)

Total benefit cost	$14,651	$13,625	$25,117	$369	$320	$1,237

The Corporation expects to pay the following contributions to the benefit plans during 2012.

(In thousands)	2012
Pension plan	$-
Benefit restoration plans	$50

Benefit payments projected to be made from the pension and benefit restoration plans are presented in the table below.

(In thousands)	Pension plan	Benefit restoration plans
2012	$43,642	$1,414

2013	35,973	1,543

2014	35,986	1,670

2015	36,283	1,896

2016	36,871	2,000

2017 - 2021	193,834	11,079

Postretirement health care benefits

In addition to providing pension benefits, BPPR provides certain health care benefits for certain retired employees. Regular employees of BPPR, hired before February 1, 2000, may become eligible for health care benefits, provided they reach retirement age while working for BPPR. Certain employees who elected to retire as of February 1, 2012 under the voluntary retirement program were also eligible to receive postretirement health care benefits. During 2010, the Corporation amended the postretirement benefits as a result of the EVERTEC sale described in Note 25 to the consolidated financial statements. As a result of such amendment, the EVERTEC employees may become eligible for health care benefits provided they reach retirement age while working with the acquiring institution.

The following table presents the status of the Corporation’s unfunded postretirement health care benefit plan and the related amounts recognized in the consolidated financial statements at December 31, 2011 and 2010.

(In thousands)	2011	2010
Change in benefit obligation:

Benefit obligation at beginning of the year	$164,313	$111,628

Service cost	2,016	1,727

Interest cost	8,543	6,434

Temporary deviation loss	437	86

Termination benefit loss	-	671

Benefits paid	(6,108)	(5,068)

Actuarial loss	11,788	$48,835

Benefit obligation end of year	$180,989	164,313
Amounts recognized in accumulated other comprehensive loss:

Net prior service cost	$(200)	$(1,161)

Net loss	37,669	26,949

Accumulated other comprehensive loss	$37,469	$25,788
Reconciliation of net liability:

Net liability at beginning of year	$(164,313)	$(111,628)

Amount recognized in accumulated other comprehensive loss (income) at beginning of year, pre-tax	25,788	(25,268)

Amount accrued at beginning of year	(138,525)	(136,896)

Additional benefit cost	(437)	(757)

Net periodic benefit cost	(10,666)	(5,940)

Contributions	6,108	5,068
Amount accrued at end of year	(143,520)	(138,525)

Amount recognized in accumulated other comprehensive loss	(37,469)	(25,788)

Net liability at end of year	$(180,989)	$(164,313)

225     POPULAR, INC. 2011 ANNUAL REPORT

The table below presents a breakdown of the liability associated with the postretirement health care benefit plan.

(In thousands)	2011	2010
Current liabilities	$6,939	$6,159

Non-current liabilities	174,050	158,154

The following table presents the changes in accumulated other comprehensive loss (income), pre-tax, for the postretirement health care benefit plan.

(In thousands)	2011	2010
Accumulated other comprehensive loss (income) at beginning of year	$25,788	$(25,268)

Increase (decrease) in accumulated other comprehensive loss (income):

Recognized during the year:

Prior service credit	961	1,046

Actuarial (losses) gains	(1,068)	1,175

Occurring during the year:

Net actuarial losses	11,788	48,835

Total increase in accumulated other comprehensive loss	11,681	51,056

Accumulated other comprehensive loss at end of year	$37,469	$25,788

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost for the postretirement health care benefit plan during 2012.

(In thousands)	2012
Net prior service credit	$(200)

Net loss	$2,161

The following table presents the components of net periodic postretirement health care benefit cost.

(In thousands)	2011	2010	2009
Service cost	$2,016	$1,727	$2,195

Interest cost	8,543	6,434	8,105

Amortization of prior service credit	(961)	(1,046)	(1,046)

Recognized net actuarial loss (gain)	1,068	(1,175)	-

Net periodic benefit cost	10,666	5,940	9,254

Temporary deviation loss	437	86	-

Termination benefit loss	-	671	-

Total benefit cost	$11,103	$6,697	$9,254

The following tables present the discount rate and assumed health care cost trend rates used to determine the benefit obligation and the net periodic benefit cost for the postretirement health care benefit plan.

To determine benefit obligation:	2011	2010
Discount rate	4.40%	5.30%

Initial health care cost trend rates:

Medicare Advantage plans	25.00%	25.00%

All other plans	7.00	6.50

Ultimate health care cost trend rate	5.00%	5.00%

Year that the ultimate trend rate is reached	2016	2014

To determine net periodic benefit cost:	2011	2010	2009
Discount rate	5.30%	5.90%	6.10%

Initial health care cost trend rates:

Medicare Advantage plans	25.00%	7.00%	7.50%

All other plans	6.50	7.00	7.50

Ultimate health care cost trend rate	5.00%	5.00%	5.00%

Year that the ultimate trend rate is reached	2014	2014	2014

Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. The following table presents the effects of changes in the assumed health care cost trend rates.

(In thousands)	1-percentage point increase	1-percentage point decrease
Effect on total service cost and interest cost components	$299	$(370)

Effect on postretirement benefit obligation	$6,680	$(7,837)

The Corporation expects to contribute $7.4 million to the postretirement benefit plan in 2012 to fund current benefit payment requirements.

Benefit payments projected to be made on the postretirement health care benefit plan are presented in the following table.

(In thousands)
2012	$7,438

2013	7,472

2014	7,666

2015	7,872

2016	8,185

2017 - 2021	46,871

227     POPULAR, INC. 2011 ANNUAL REPORT

Note 35 - Stock-based compensation

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

(Not in thousands)

Exercise price range per share	Options outstanding	Weighted-average exercise price of options outstanding	Weighted-average remaining life of options outstanding in years	Options exercisable (fully vested)	Weighted-average exercise price of options exercisable
$ 14.39 - $ 18.50	985,702	$ 15.85	0.76	985,702	$ 15.85
$ 19.25 - $ 27.20	1,083,749	$ 25.27	2.51	1,083,749	$ 25.27
$ 14.39 - $ 27.20	2,069,451	$ 20.78	1.68	2,069,451	$ 20.78

There was no intrinsic value of options outstanding at December 31, 2011 and 2010 (2009 - $0.2 million). There was no intrinsic value of options exercisable at December 31, 2011, 2010, and 2009.

The following table summarizes the stock option activity and related information:

(Not in thousands)	Options outstanding	Weighted-average exercise price
Outstanding at January 1, 2009	2,965,843	$20.59

Granted	-	-

Exercised	-	-

Forfeited	(59,631)	26.42

Expired	(353,549)	19.25

Outstanding at December 31, 2009	2,552,663	$20.64

Granted	-	-

Exercised	-	-

Forfeited	-	-

Expired	(277,497)	20.43

Outstanding at December 31, 2010	2,275,166	$20.67

Granted	-	-

Exercised	-	-

Forfeited	-	-

Expired	(205,715)	19.55

Outstanding at December 31, 2011	2,069,451	$20.78

The stock options exercisable at December 31, 2011 totaled 2,069,451 (2010 - 2,275,166; 2009 - 2,466,276). There were no stock options exercised during the years ended December 31, 2011, 2010 and 2009. Thus, there was no intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009.

There were no new stock option grants issued by the Corporation under the Stock Option Plan during 2011, 2010 and 2009.

There was no stock option expense recognized for the years ended December 31, 2011 and 2010 (2009 - $0.2 million, with a tax benefit of $92 thousand).

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

Under the Incentive Plan, the Corporation has issued restricted shares, which become vested based on the employees’ continued service with Popular. Unless otherwise stated in an agreement, the compensation cost associated with the shares of restricted stock is determined based on a two-prong vesting schedule. The first part is vested ratably over five years commencing at the date of grant and the second part is vested at termination of employment after attainment of 55 years of age and 10 years of service. The five-year vesting part is accelerated at termination of employment after attaining 55 years of age and 10 years of service. The restricted shares granted consistent with the requirements of the Troubled Asset Relief Program (“TARP”) Interim Final Rule vest in two years from grant date.

The following table summarizes the restricted stock activity under the Incentive Plan for members of management.

(Not in thousands)	Restricted stock	Weighted-average grant date fair value
Non-vested at January 1, 2009	248,339	$22.83

Vested	(104,791)	21.93

Forfeited	(5,036)	19.95

Non-vested at December 31, 2009	138,512	$23.62

Granted	1,525,416	2.70

Vested	(340,879)	7.87

Forfeited	(191,313)	3.24

Non-vested at December 31, 2010	1,131,736	$3.61

Granted	1,559,463	3.24

Vested	(51,563)	9.00

Forfeited	(220,293)	4.20

Non-vested at December 31, 2011	2,419,343	$3.20

During the year ended December 31, 2011, 1,559,463 shares of restricted stock (2010- 1,525,416) were awarded to management under the Incentive Plan, from which 1,110,454 shares (2010- 1,305,035) were awarded to management consistent with the requirements of the TARP Interim Final Rule. During the year ended December 31, 2009, no shares of restricted stock were awarded to management under the Incentive Plan.

Beginning in 2007, the Corporation authorized the issuance of performance shares, in addition to restricted shares, under the Incentive Plan. The performance share awards consist of the opportunity to receive shares of Popular Inc.’s common stock provided that the Corporation achieves certain performance goals during a three-year performance cycle. The compensation cost associated with the performance shares is recorded ratably over a three-year performance period. The performance shares are granted at the end of the three-year period and vest at grant date, except when the participant’s employment is terminated by the Corporation without cause. In such case, the participant would receive a pro-rata amount of shares calculated as if the Corporation would have met the performance goal for the performance period. During the year ended December 31, 2011, no performance shares were granted under this plan (2010 - 42,859; 2009 - 35,397).

229     POPULAR, INC. 2011 ANNUAL REPORT

During the year ended December 31, 2011, the Corporation recognized $2.2 million of restricted stock expense related to management incentive awards, with a tax benefit of $0.5 million (2010 - $1.0 million, with a tax benefit of $0.4 million; 2009 - $1.5 million, with a tax benefit of $0.6 million). During the year ended December 31, 2011, the fair market value of the restricted stock vested was $0.5 million at grant date and $0.1 million at vesting date. This triggers a shortfall of $0.4 million that was recorded as an additional income tax expense at the applicable income tax rate. No additional income tax expense was recorded for the U.S. employees due to the valuation allowance of the deferred tax asset. There was no performance share expense recognized for the year ended December 31, 2011 (2010 - $0.5 million, with a tax benefit of $0.2 million; 2009 - $0.6 million, with a tax benefit of $0.1 million). The total unrecognized compensation cost related to non-vested restricted stock awards and performance shares to members of management at December 31, 2011 was $4.0 million and is expected to be recognized over a weighted-average period of 1.9 years.

The following table summarizes the restricted stock activity under the Incentive Plan for members of the Board of Directors:

(Not in thousands)	Restricted stock	Weighted-average grant date fair value
Nonvested at January 1, 2009	-	-

Granted	270,515	$2.62

Vested	(270,515)	2.62

Forfeited	-	-

Non-vested at December 31, 2009	-	-

Granted	305,898	$2.95

Vested	(305,898)	2.95

Forfeited	-	-

Non-vested at December 31, 2010	-	-

Granted	301,632	$2.67

Vested	(301,632)	2.67

Forfeited	-	-

Non-vested at December 31, 2011	-	-

During the year ended December 31, 2011, the Corporation granted 301,632 shares of restricted stock to members of the Board of Directors of Popular, Inc. and BPPR, which became vested at grant date (2010 - 305,898; 2009 – 270,515). During this period, the Corporation recognized $0.5 million of restricted stock expense related to these restricted stock grants, with a tax benefit of $0.1 million (2010 - $0.5 million, with a tax benefit of $0.2 million; 2009 - $0.5 million, with a tax benefit of $0.2 million). The fair value at vesting date of the restricted stock vested during the year ended December 31, 2011 for directors was $0.8 million.

Note 36 – Rental expense and commitments

At December 31, 2011, the Corporation was obligated under a number of non-cancelable leases for land, buildings, and equipment which require rentals as follows:

Year	Minimum payments
	(In thousands	)
2012	$41,054
2013	38,790
2014	37,189
2015	35,179
2016	30,921
Later years	193,478
	$376,611

Total rental expense for the year ended December 31, 2011 was $49.9 million (2010 - $60.7 million; 2009 - $65.6 million), which is included in net occupancy, equipment and communication expenses, according to their nature.

Note 37 – Income taxes

The components of income tax expense (benefit) for the continuing operations for the years ended December 31, are summarized in the following table.

(In thousands)	2011	2010	2009
Current income tax expense:

Puerto Rico	$107,343	$119,729	$75,368

Federal and States	1,722	628	3,012

Subtotal	109,065	120,357	78,380
Deferred income tax (benefit) expense:

Puerto Rico	(99,636)	(510)	(54,747)

Federal and States	2,211	(11,617)	(19,584)

Adjustment for enacted changes in income tax laws	103,287	-	(12,351)

Subtotal	5,862	(12,127)	(86,682)

Total income tax expense (benefit)	$114,927	$108,230	$(8,302)

231     POPULAR, INC. 2011 ANNUAL REPORT

The reasons for the difference between the income tax expense (benefit) applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, were as follows:

	2011		2010		2009
(Dollar in thousands)	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income
Computed income tax at statutory rates	$79,876	30%	$100,586	41%	$(230,241)	41%
Benefit of net tax exempt interest income	(31,379)	(12)	(7,799)	(3)	(50,261)	9
Effect of income subject to preferential tax rate	(1,802)	(1)	(143,844)	(59)	(1,842)	-
Deferred tax asset valuation allowance	7,192	3	143,754	59	282,933	(50)
Non-deductible expenses	21,756	8	28,130	11	-	-
Difference in tax rates due to multiple jurisdictions	(8,555)	(3)	13,908	6	40,625	(7)
Initial adjustment in deferred tax due to change in tax rate	103,287	39	-	-	(12,351)	2
Recognition of tax benefits from previous years [1]	(53,615)	(20)	-	-	-	-
States taxes and others	(1,833)	(1)	(26,505)	(11)	(37,165)	6
Income tax expense (benefit)	$114,927	43%	$108,230	44%	$(8,302)	1%

[1] Due to ruling and closing agreement discussed below.

In May 2011 the Puerto Rico Department of the Treasury (the “P.R. Treasury”) issued a private ruling to the Corporation (the “Ruling”) creating an agreement to establish the criteria to determine when a charge-off for accounting and financial reporting purposes should be reported as a deduction for tax purposes. On June 30, 2011, the P.R. Treasury and the Corporation signed a closing agreement in which both parties agreed that for tax purposes the deductions related to certain charge-offs recorded on the financial statements of the Corporation for the years 2009 and 2010 will be deferred until 2013, 2014, 2015 and 2016. As a result of the agreement, the Corporation made a payment of $89.4 million to the P.R. Treasury and recorded a tax benefit on its financial statements of $143 million, or $53.6 million net of the payment made to the P.R. Treasury, resulting from the recovery of certain tax benefits not previously recorded during years 2009 (the benefit of reduced tax rates for capital gains) and 2010 (the benefit of exempt income) that were previously unavailable to the Corporation as a result of being in a loss position for tax purposes in such years.

On January 31, 2011, the Governor of Puerto Rico signed into law a new Internal Revenue Code for Puerto Rico (the “2011 Tax Code”) which resulted in a reduction in the Corporation’s net deferred tax asset with a corresponding charge to income tax expense of $103.3 million due to a reduction in the marginal corporate income tax rate. Under the provisions of the 2011 Tax Code, the maximum marginal corporate income tax rate is 30% for years commenced after December 31, 2010. Prior to the 2011 Tax Code, the maximum marginal corporate income tax rate in Puerto Rico was 39%, which had increased to 40.95% due to a temporary 5% surtax approved in March 2009 for years beginning on January 1, 2009 through December 31, 2011. The 2011 Tax Code, however, eliminated the special 5% surtax on corporations for tax year 2011.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31 were as follows:

(In thousands)	2011	2010
Deferred tax assets:

Tax credits available for carryforward	$3,459	$5,833

Net operating loss and other carryforward available	1,174,488	1,222,717

Postretirement and pension benefits	104,663	131,508

Deferred loan origination fees	6,788	8,322

Allowance for loan losses	605,105	426,180

Deferred gains	11,763	13,056

Accelerated depreciation	5,527	7,108

Intercompany deferred gains	4,344	5,480

Other temporary differences	27,341	26,063

Total gross deferred tax assets	1,943,478	1,846,267
Deferred tax liabilities:

Differences between the assigned values and the tax bases of assets and liabilities recognized in purchase business combinations	32,293	31,846

Difference in outside basis between financial and tax reporting on sale of a business	20,721	11,120

FDIC-assisted transaction	142,000	96,940

Unrealized net gain on trading and available-for-sale securities	73,991	52,186

Deferred loan origination costs	4,277	6,911

Other temporary differences	6,187	1,392

Total gross deferred tax liabilities	279,469	200,395

Valuation allowance	1,259,358	1,268,589

Net deferred tax asset	$404,651	$377,283

The net deferred tax asset shown in the table above at December 31, 2011 is reflected in the consolidated statements of financial condition as $430 million in net deferred tax assets (in the “other assets” caption) (2010 - $388 million in deferred tax asset in the “other assets” caption) and $25 million in deferred tax liabilities (in the “other liabilities” caption) (2010 - $11 million in deferred tax liabilities in the “other liabilities” caption), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.

At December 31, 2011, the Corporation had total tax credits of $3.5 million that will reduce the regular income tax liability in future years expiring in annual installments through the year 2015.

233     POPULAR, INC. 2011 ANNUAL REPORT

Included as part of the other carryforwards available are $35.7 million related to contributions to Banco Popular de Puerto Rico qualified pension plan that have no expiration date. Additionally, the deferred tax asset related to the net operating loss carryforwards (“NOLs”) outstanding at December 31, 2011 expires as follows:

(In thousands)
2013	$1,447

2016	7,320

2017	8,542

2018	16,239

2019	230

2021	76

2022	971

2023	1,248

2027	65,165

2028	510,675

2029	195,014

2030	193,707

2031	138,154

$1,138,788

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

The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2011 taking into account taxable income adjusted by temporary differences. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland operations, this cumulative taxable loss position is considered significant negative evidence, which evaluated along with of all sources of taxable income available to realize the deferred tax asset, has caused management to conclude that it is more-likely-than-not that the Corporation will not be able to fully realize the deferred tax assets in the future. At December 31, 2011, the Corporation recorded a valuation allowance of $1.3 billion on the deferred tax assets of its U.S. operations (December 31, 2010 - $1.3 billion).

At December 31, 2011, the Corporation’s deferred tax assets related to its Puerto Rico operations amounted to $429 million. The Corporation’s Puerto Rico banking operation is in a cumulative loss position for the three-year period ended December 31, 2011 taking into account taxable income adjusted by temporary differences. This cumulative loss position was mainly due to the performance of the construction and commercial real estate loan portfolios, including the losses related to the reclassification and sale of certain loans pertaining to those portfolios. The Corporation weights all available positive and negative evidence to assess the realization of the deferred tax asset. Positive evidence assessed included (i) the Corporation’s Puerto Rico banking operations very strong earnings history; (ii) consideration that the event causing the cumulative loss position is not a continuing condition of the operations; (iii) new legislation extending the period of carryover of net operating losses to ten years; (iii) unrealized gain on appreciated assets that could be realized to increase taxable income; and (iv) the financial results of the operations showed an improvement in the profitability of the business during 2011. Accordingly, there is enough positive evidence to outweigh the negative evidence of the cumulative loss. Based on this evidence, the Corporation has concluded that it is more-likely-than-not that such net deferred tax asset will be realized.

As indicated earlier, in May 2011, the Corporation received a Ruling from the P.R. Treasury establishing the treatment of the loan charge-offs for tax purposes. In summary, the government ruled that the criteria to have a loan loss for taxes are more rigorous than the criteria to have a loan loss for accounting and financial reporting purposes. Based on Puerto Rico law and regulations, the P.R. Treasury ruled that if the Corporation decides to take a loan loss deduction in the tax return for the loan charge-off taken for accounting reporting purposes during the same year, a conclusive presumption is made as to the non-collectability of the loan. On the other hand, if the tax deduction is not taken in the same accounting period, eventually it will have to prove the non-collectability of the loan based on stated criteria. On June 30, 2011, the Corporation entered into a Closing Agreement with the P.R. Treasury, in which both parties agreed that pursuant to the Ruling, the Corporation’s Puerto Rico Banking operation would not take any tax deduction for bad debts related to the construction and commercial loan portfolios on the tax returns for 2009 and 2010. It was also agreed that such deferred deductions will be taken on an evenly basis over taxable years 2013 through 2016, even though the loans are sold in the future. As a result of the agreement, the Corporation adjusted its Puerto Rico banking operation taxable income previously reported to the P. R. Treasury Department on the 2009 return. On the other hand, the Corporation reduce its deferred tax asset related to the carryover of net operating losses previously recorded in the year 2010 and for the six-month period ended June 30, 2011 and increase the deferred tax asset related to the allowance for loan losses as a result of the deferral of the construction and commercial loans charge offs. Based on the facts explained above, the Corporation’s has concluded that it is more likely than not that the net deferred tax asset of its Puerto Rico operations will be realized. Management reassesses the realization of the deferred tax assets each reporting period.

Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividends-received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.

The Corporation’s federal income tax provision (benefit) for 2011 was $1.1 million (2010 – ($8.9) million; 2009 – ($12.9) million). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.

The following table presents a reconciliation of unrecognized tax benefits.

(In millions)

Balance at January 1, 2010	$41.8

Additions for tax positions related to 2010	4.4

Additions for tax positions taken in prior years	3.5

Reduction as a result of lapse of statute of limitations	(4.9)

Reduction for tax positions of prior years	(4.2)

Reduction as a result of settlements	(14.3)

Balance at December 31, 2010	$26.3

Additions for tax positions related to 2011	3.7

Additions for tax positions taken in prior years	2.1

Reduction as a result of lapse of statute of limitations	(6.0)

Reduction as a result of settlements	(6.6)

Balance at December 31, 2011	$19.5

At December 31, 2011, the related accrued interest approximated $5.5 million (2010 - $6.1 million). The interest expense recognized during 2011 was $0.3 million (2010 - $0.9 million). Management determined that, as of December 31, 2011 and 2010, there was no need to accrue for the payment of penalties. The Corporation’s policy is to report interest related to unrecognized tax benefits in income tax expense, while the penalties, if any, are reported in other operating expenses in the consolidated statements of operations.

After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $24.2 million at December 31, 2011 (2010 - $31.6 million).

235     POPULAR, INC. 2011 ANNUAL REPORT

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

The Corporation and its subsidiaries file income tax returns in Puerto Rico, the U.S. federal jurisdiction, various U.S. states and political subdivisions, and foreign jurisdictions. As of December 31, 2011, the following years remain subject to examination: U.S. Federal jurisdiction – 2008 through 2011 and Puerto Rico – 2007 through 2011. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $11 million.

Note 38 – Supplemental disclosure on the consolidated statements of cash flows

Additional disclosures on cash flow information and non-cash activities for the years ended December 31, 2011, 2010 and 2009 are listed in the following table:

(In thousands)	2011	2010	2009

Income taxes paid	$171,818	$41,052	$23,622

Interest paid	517,980	682,943	801,475

Non-cash activities:

Loans transferred to other real estate	$229,064	$183,901	$146,043

Loans transferred to other property	26,148	37,383	37,529

Total loans transferred to foreclosed assets	255,212	221,284	183,572

Transfers from loans held-in-portfolio to loans held-for-sale	121,225	1,020,889	33,072

Transfers from loans held-for-sale to loans held-in-portfolio	28,535	12,388	180,735

Loans securitized into investment securities[1]	1,101,800	817,528	1,355,456

Net (recoveries) write-downs related to loans transferred to loans held-for-sale	(1,101)	327,207	-

Securities sold not yet delivered	69,535	23,055	29,988

Recognition of mortgage servicing rights on securitizations or asset transfers	19,971	15,326	23,795

Gain on retained interest (sale of EVERTEC)	-	93,970	-

Treasury stock retired	-	-	207,139

Change in par value of common stock	-	-	1,689,389

Loans sold to a joint venture in exchange for an acquisition loan and an equity interest in the joint venture	102,353	-	-

Conversion of preferred stock to common stock:

Preferred stock converted	-	(1,150,000)	-

Common stock issued	-	1,341,667	-

Trust preferred securities exchanged for new common stock issued:

Trust preferred securities exchanged	-	-	(397,911)

Common stock issued	-	-	317,652

Preferred stock exchanged for new common stock issued:

Preferred stock exchanged (Series A and B)	-	-	(524,079)

Common stock issued	-	-	293,691

Preferred stock exchanged for new trust preferred securities issued:

Preferred stock exchanged (Series C)	-	-	(901,165)

Trust preferred securities issued (junior subordinated debentures)	-	-	415,885

[1] Includes loans securitized into trading securities and subsequently sold before year end.

For the year ended December 31, 2010 the changes in operating assets and liabilities included in the reconciliation of net income to net cash provided by operating activities, as well as the changes in assets and liabilities presented in the investing and financing sections are net of the effect of the assets acquired and liabilities assumed from the Westernbank FDIC-assisted transaction. The cash received in the transaction, which amounted to $261 million, is presented in the investing activities section of the Consolidated Statements of Cash Flows as “Cash acquired related to business acquisitions”.

Note 39 – Segment Reporting

The Corporation’s corporate structure consists of two reportable segments – Banco Popular de Puerto Rico and Banco Popular North America.

On September 30, 2010, the Corporation completed the sale of a 51% ownership interest in EVERTEC, which included the merchant acquiring business of BPPR. EVERTEC was reported as a reportable segment prior to such date, while the merchant acquiring business was originally included in the BPPR reportable segment through June 30, 2010. As a result of the sale, the Corporation no longer presents EVERTEC as a reportable segment and therefore, historical financial information for the processing and merchant acquiring businesses was reclassified under the Corporate group for all periods presented. Additionally, the Corporation retained Tarjetas y Transacciones en Red Tranred, C.A. (“TRANRED”) (formerly EVERTEC DE VENEZUELA, C.A). and its equity investments in CONTADO and Serfinsa, which were included in the EVERTEC reportable segment through June 30, 2010. As indicated in Note 25 to the consolidated financial statements, the Corporation sold its equity investments in CONTADO and Serfinsa during 2011. In 2011, the Corporation recorded $4.3 million in operating expenses because of the write-off of its investment in TRANRED as the Corporation determined to wind-down these operations. The results for TRANRED and the equity investments are included in the Corporate group for all periods presented. Revenue from the 49% ownership interest in EVERTEC is reported as non-interest income in the Corporate group.

Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. The segments were determined based on the organizational structure, which focuses primarily on the markets the segments serve, as well as on the products and services offered by the segments.

Banco Popular de Puerto Rico:

Given that Banco Popular de Puerto Rico constitutes a significant portion of the Corporation’s results of operations and total assets at December 31, 2011, additional disclosures are provided for the business areas included in this reportable segment, as described below:

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

237     POPULAR, INC. 2011 ANNUAL REPORT

The Corporate group consists primarily of the holding companies: Popular, Inc., Popular North America and Popular International Bank. Also, as discussed previously, it includes the results of EVERTEC for all periods presented. The Corporate group also includes the expenses of certain corporate areas that are identified as critical to the organization: Finance, Risk Management and Legal.

The accounting policies of the individual operating segments are the same as those of the Corporation. Transactions between reportable segments are primarily conducted at market rates, resulting in profits that are eliminated for reporting consolidated results of operations.

The tables that follow present the results of operations and total assets by reportable segments:

December 31, 2011
(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations
Net interest income	$1,240,700	$295,602	$-

Provision for loan losses	487,238	88,482	-

Non-interest income	488,459	74,896	-

Amortization of intangibles	6,933	2,721	-

Depreciation expense	37,180	7,665	-

Loss on early extinguishment of debt	693	-	-

Other operating expenses	845,821	237,967	-

Income tax expense	119,819	3,745	-

Net income	$231,475	$29,918	$-

Segment assets	$28,423,064	$8,581,209	$(26,447)

December 31, 2011
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (loss)	$1,536,302	$(105,267)	$957	$1,431,992

Provision for loan losses	575,720	-	-	575,720

Non-interest income	563,355	66,473	(69,551)	560,277

Amortization of intangibles	9,654	-	-	9,654

Depreciation expense	44,845	1,601	-	46,446

Loss on early extinguishment of debt	693	8,000	-	8,693

Other operating expenses	1,083,788	71,586	(69,870)	1,085,504

Income tax expense (benefit)	123,564	(9,145)	508	114,927

Net income (loss)	$261,393	$(110,836)	$768	$151,325

Segment assets	$36,977,826	$5,348,638	$(4,978,032)	$37,348,432

December 31, 2010
(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations
Net interest income	$1,095,932	$309,985	$-

Provision for loan losses	609,630	402,250	-

Non-interest income	448,301	54,570	-

Amortization of intangibles	5,449	3,181	-

Depreciation expense	38,364	9,109	-

Loss on early extinguishment of debt	1,171	21,866	-

Other operating expenses	815,947	264,110	-

Income tax expense	27,120	4,318	-

Net income (loss)	$46,552	$(340,279)	$-

Segment assets	$29,429,358	$8,973,984	$(28,662)

December 31, 2010
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (loss)	$1,405,917	$(111,747)	$695	$1,294,865

Provision for loan losses	1,011,880	-	-	1,011,880

Non-interest income	502,871	912,555	(127,233)	1,288,193

Amortization of intangibles	8,630	543	-	9,173

Depreciation expense	47,473	11,388	-	58,861

Loss on early extinguishment of debt	23,037	15,750	-	38,787

Other operating expenses	1,080,057	263,270	(124,601)	1,218,726

Income tax expense	31,438	76,995	(203)	108,230

Net (loss) income	$(293,727)	$432,862	$(1,734)	$137,401

Segment assets	$38,374,680	$5,583,501	$(5,143,183)	$38,814,998

December 31, 2009
(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations
Net interest income	$866,589	$315,469	$-

Provision for loan losses	623,532	782,275	-

Non-interest income	666,779	30,231	-

Amortization of intangibles	5,031	3,641	-

Depreciation expense	37,680	10,811	(22)

Loss on early extinguishment of debt	1,959	-	-

Other operating expenses	708,207	299,726	(3)

Income tax benefit	(1,308)	(24,896)	11

Net income (loss)	$158,267	$(725,857)	$14

Segment assets	$23,611,755	$10,846,748	$(40,150)

239     POPULAR, INC. 2011 ANNUAL REPORT

December 31, 2009
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (loss)	$1,182,058	$(81,817)	$1,012	$1,101,253

Provision for loan losses	1,405,807	-	-	1,405,807

Non-interest income	697,010	337,182	(137,691)	896,501

Amortization of intangibles	8,672	810	-	9,482

Depreciation expense	48,469	15,982	-	64,451

Loss (gain) on early extinguishment of debt	1,959	(78,337)	(1,922)	(78,300)

Other operating expenses	1,007,930	281,938	(131,305)	1,158,563

Income tax (benefit) expense	(26,193)	17,295	596	(8,302)

Net (loss) income	$(567,576)	$17,677	$(4,048)	$(553,947)

Segment assets	$34,418,353	$5,546,045	$(5,228,073)	$34,736,325

Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:

December 31, 2011
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico
Net interest income	$501,946	$727,050	$11,600	$104	$1,240,700

Provision for loan losses	356,905	130,333	-	-	487,238

Non-interest income	173,764	209,100	105,632	(37)	488,459

Amortization of intangibles	103	6,175	655	-	6,933

Depreciation expense	16,928	19,297	955	-	37,180

Loss on early extinguishment of debt	693	-	-	-	693

Other operating expenses	257,830	523,423	64,759	(191)	845,821

Income tax expense	38,332	67,678	13,707	102	119,819

Net income	$4,919	$189,244	$37,156	$156	$231,475

Segment assets	$13,643,862	$20,035,526	$1,225,247	$(6,481,571)	$28,423,064

December 31, 2010
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico
Net interest income	$443,242	$643,076	$9,392	$222	$1,095,932

Provision for loan losses	464,214	145,416	-	-	609,630

Non-interest income	133,674	211,242	103,552	(167)	448,301

Amortization of intangibles	558	4,313	578	-	5,449

Depreciation expense	16,760	20,464	1,140	-	38,364

Loss on early extinguishment of debt	1,171	-	-	-	1,171

Other operating expenses	272,755	477,859	65,619	(286)	815,947

Income tax (benefit) expense	(68,791)	79,206	16,575	130	27,120

Net (loss) income	$(109,751)	$127,060	$29,032	$211	$46,552

Segment assets	$15,625,030	$21,483,403	$462,771	$(8,141,846)	$29,429,358

December 31, 2009
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico
Net interest income	$299,668	$554,677	$11,716	$528	$866,589

Provision for loan losses	427,501	196,031	-	-	623,532

Non-interest income	159,242	407,527	100,698	(688)	666,779

Amortization of intangibles	162	4,177	692	-	5,031

Depreciation expense	16,187	20,237	1,256	-	37,680

Loss on early extinguishment of debt	1,959	-	-	-	1,959

Other operating expenses	211,933	434,337	62,211	(274)	708,207

Income tax (benefit) expense	(105,470)	87,281	16,831	50	(1,308)

Net (loss) income	$(93,362)	$220,141	$31,424	$64	$158,267

Segment assets	$9,679,767	$17,285,538	$467,645	$(3,821,195)	$23,611,755

Additional disclosures with respect to the Banco Popular North America reportable segments are as follows:

December 31, 2011
Banco Popular North America
(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America
Net interest income	$294,224	$1,378	$-	$295,602

Provision for loan losses	61,753	26,729	-	88,482

Non-interest income	69,269	5,627	-	74,896

Amortization of intangibles	2,721	-	-	2,721

Depreciation expense	7,665	-	-	7,665

Other operating expenses	229,998	7,969	-	237,967

Income tax expense	3,745	-	-	3,745

Net income (loss)	$57,611	$(27,693)	$-	$29,918

Segment assets	$9,289,507	$418,436	$(1,126,734)	$8,581,209

December 31, 2010
Banco Popular North America
(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America
Net interest income	$305,893	$4,148	$(56)	$309,985

Provision for loan losses	400,077	2,173	-	402,250

Non-interest income (loss)	73,032	(18,462)	-	54,570

Amortization of intangibles	3,181	-	-	3,181

Depreciation expense	8,539	570	-	9,109

Loss on early extinguishment of debt	21,866	-	-	21,866

Other operating expenses	256,855	7,255	-	264,110

Income tax expense	1,589	2,729	-	4,318

Net loss	$(313,182)	$(27,041)	$(56)	$(340,279)

Segment assets	$9,632,188	$490,845	$(1,149,049)	$8,973,984

241     POPULAR, INC. 2011 ANNUAL REPORT

December 31, 2009
Banco Popular North America
(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America
Net interest income	$303,700	$10,593	$1,176	$315,469
Provision for loan losses	641,668	140,607	-	782,275
Non-interest income (loss)	70,059	(39,706)	(122)	30,231
Amortization of intangibles	3,641	-	-	3,641
Depreciation expense	9,627	1,184	-	10,811
Other operating expenses	283,113	16,610	3	299,726
Income tax benefit	(7,665)	(17,231)	-	(24,896)
Net loss	$(556,625)	$(170,283)	$1,051	$(725,857)
Segment assets	$11,478,201	$560,885	$(1,192,338)	$10,846,748

Geographic Information

(In thousands)	2011	2010	2009
Revenues:[1]
Puerto Rico	$1,551,518	$2,138,629	$1,566,081
United States	347,460	339,664	306,667
Other	93,291	104,765	125,006
Total consolidated revenues from continuing operations	$1,992,269	$2,583,058	$1,997,754

[1] Total revenues include net interest income, service charges on deposit accounts, other service fees, net gain on sale and valuation adjustments of investment securities, trading account profit, net gain on sale of loans and valuation adjustments on loans held-for-sale, adjustments to indemnity reserves on loans sold, FDIC loss share income, fair value change in equity appreciation instrument, gain on sale of processing and technology business and other operating income.

Selected Balance Sheet Information

(In thousands)	2011	2010	2009
Puerto Rico
Total assets	$27,410,644	$28,556,279	$22,480,832
Loans	18,594,751	18,729,654	14,176,793
Deposits	20,696,606	19,149,753	16,634,123
United States
Total assets	$8,708,709	$9,087,737	$11,033,114
Loans	5,845,359	6,978,007	8,825,559
Deposits	6,151,959	6,566,710	8,242,604
Other
Total assets	$1,229,079	$1,170,982	$1,222,379
Loans	874,282	751,194	801,557
Deposits [1]	1,093,562	1,045,737	1,048,167

[1] Represents deposits from BPPR operations located in the US and British Virgin Islands.

Note 40 – Subsequent events

Subsequent events are events and transactions that occur after the balance sheet date but before the financial statements are issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. The Corporation has evaluated events and transactions occurring subsequent to December 31, 2011. Such evaluation resulted in no adjustments or additional disclosures in the consolidated financial statements for the year ended December 31, 2011, other than information updated in the legal proceedings in Note 27.

Note 41 - Popular, Inc. (holding company only) financial information

The following condensed financial information presents the financial position of Popular, Inc. Holding Company only at December 31, 2011 and 2010, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2011.

Statements of Condition

	December 31,
(In thousands)	2011	2010
ASSETS
Cash	$6,365	$1,638
Money market investments	42,239	1
Investments securities available-for-sale, at fair value	35,700	35,263
Investments securities held-to-maturity, at amortized cost (includes $185,000 in subordinated notes from BPPR)	185,000	210,872
Other investment securities, at lower of cost or realizable value	10,850	10,850
Investment in BPPR and subsidiaries, at equity	2,626,951	2,521,684
Investment in Popular International Bank and subsidiaries, at equity	1,241,170	1,193,413
Investment in other subsidiaries, at equity	119,166	121,161
Advances to subsidiaries	193,900	412,200
Loans to affiliates	53,214	61,460
Loans	2,501	2,422
Less - Allowance for loan losses	8	60
Premises and equipment	2,533	2,830
Investments in equity investees	195,193	181,009
Other assets	24,750	67,264
Total assets	$4,739,524	$4,822,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	760,849	835,793
Accrued expenses and other liabilities	59,922	185,683
Stockholders’ equity	3,918,753	3,800,531
Total liabilities and stockholders’ equity	$4,739,524	$4,822,007

243     POPULAR, INC. 2011 ANNUAL REPORT

Statements of Operations
	Year ended December 31,
(In thousands)	2011	2010	2009
Income:
Dividends from subsidiaries	$20,000	$168,100	$160,625
Interest on money market	8	55	109
Interest on investments securities	16,224	23,579	37,120
Gain on sale of processing and technology business	-	640,802	-
Earnings from investments under the equity method	14,186	3,402	692
Other operating income (loss)	8,959	(120)	-
Gain on sale and valuation adjustment of investment securities	-	-	3,008
Interest on advances to subsidiaries	4,847	5,739	8,133
Interest on loans to affiliates	3,831	1,738	888
Interest on loans	235	150	127
Total income	68,290	843,445	210,702
Expenses:
Interest expense	94,615	111,809	74,980
Loss (gain) on early extinguishment of debt	8,000	15,750	(26,439)
Operating expenses	1,066	35,923	7,018
Total expenses	103,681	163,482	55,559
(Loss) income before income taxes and equity in undistributed earnings (losses) of subsidiaries	(35,391)	679,963	155,143
Income taxes	2,786	80,444	(891)
(Loss) income before equity in undistributed earnings (losses) of subsidiaries	(38,177)	599,519	156,034
Equity in undistributed earnings (losses) of subsidiaries	189,502	(462,118)	(729,953)
Net income (loss)	$151,325	$137,401	$(573,919)

Statements of Cash Flows
	Year ended December 31,
(In thousands)	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$151,325	$137,401	$(573,919)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Equity in undistributed (earnings) losses of subsidiaries and dividends from subsidiaries	(189,502)	462,118	729,953
Net accretion of discounts and amortization of premiums and deferred fees	25,042	21,282	7,100
Earnings from investments under the equity method	(14,186)	(3,402)	(692)
Stock options expense	-	-	91
Deferred income tax expense (benefit)	13,965	8,831	(1,850)
(Gain) loss on:
Early extinguishment of debt	-	-	(26,439)
Sale and valuation adjustments of investment securities	-	-	(3,008)
Sale of equity method investments	(5,493)	-	-
Sale of processing and technology business, net of transaction costs	-	(616,186)	-
Net decrease in other assets	7,563	7,263	22,774
Net increase (decrease) in:
Interest payable	(3,467)	(528)	6,455
Other liabilities	(84,434)	42,578	(1,797)
Total adjustments	(250,512)	(78,044)	732,587
Net cash (used in) provided by operating activities	(99,187)	59,357	158,668
Cash flows from investing activities:
Net (increase) decrease in money market investments	(42,237)	49	89,643
Purchases of investment securities:
Available-for-sale	-	(35,000)	(249,603)
Held-to-maturity	(37,093)	(52,796)	(51,539)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	-	-	14,226
Held-to-maturity	62,980	297,747	27,318
Proceeds from sale of investment securities:
Available-for-sale	-	-	426,666
Capital contribution to subsidiaries	-	(1,345,000)	(940,000)
Transfer of shares of a subsidiary	-	-	(42,971)
Net change in advances to subsidiaries and affiliates	226,546	(366,394)	714,000
Net (disbursements) repayments on loans	(131)	(56)	3,578
Net proceeds from sale of equity method investments	(10,690)	-	-
Net proceeds from sale of processing and technology business	-	617,976	-
Acquisition of premises and equipment	(594)	(890)	(310)
Proceeds from sale of:
Premises and equipment	135	183	14,943
Foreclosed assets	-	74	47
Net cash provided by (used in) investing activities	198,916	(884,107)	5,998
Cash flows from financing activities:
Net increase (decrease) in:
Federal funds purchased and assets sold under agreements to repurchase	-	-	(44,471)
Other short-term borrowings	-	(24,225)	(18,544)
Payments of notes payable and subordinated notes	(100,000)	(250,000)	-
Proceeds from issuance of common stock	7,690	153	-
Net proceeds from issuance of depositary shares	-	1,100,155	-
Dividends paid	(3,723)	(310)	(71,438)
Issuance costs and fees paid on exchange of preferred stock and trust preferred securities	-	-	(29,024)
Treasury stock acquired	(483)	(559)	(17)
Return of capital	1,514	-	-
Net cash (used in) provided by financing activities	(95,002)	825,214	(163,494)
Net increase in cash and due from banks	4,727	464	1,172
Cash and due from banks at beginning of period	1,638	1,174	2
Cash and due from banks at end of period	$6,365	$1,638	$1,174

245     POPULAR, INC. 2011 ANNUAL REPORT

Notes payable at December 31, 2011 mature as follows:

Year	(In thousands)
2012	$ -
2013	-
2014	-
2015	-
2016	-
Later years	290,812
No stated maturity	936,000
Subtotal	1,226,812
Less: Discount	(465,963)
Total	$ 760,849

Note 42 – Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (“PIHC”) (parent only), Popular International Bank, Inc. (“PIBI”), Popular North America, Inc. (“PNA”) and all other subsidiaries of the Corporation at December 31, 2011 and 2010, and the results of their operations and cash flows for periods ended December 31, 2011, 2010 and 2009.

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

A source of income for PIHC consists of dividends from BPPR. Currently, the prior approval of the Federal Reserve Bank of New York and the Office of the Commissioner of Financial Institutions of Puerto Rico is necessary for the payment of any dividends by BPPR to PIHC. Furthermore, under the existing federal banking regulations, the prior approval of the Federal Reserve System is required for any dividend from BPPR or BPNA to the PIHC if the total of all dividends declared by each entity during the calendar year would exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. Under this test, at December 31, 2011, BPPR had a dividend capacity of approximately $243 million (December 31, 2010 - $78 million); however, the prior approval continues to be necessary. BPNA could not have declared any dividends without the prior approval of the Federal Reserve Bank of New York.

247     POPULAR, INC. 2011 ANNUAL REPORT

Condensed Consolidating Statement of Condition

	At December 31, 2011
(In thousands)	Popular Inc. Holding Co.	PIBI Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Assets
Cash and due from banks	$6,365	$391	$932	$534,796	$(7,202)	$535,282
Money market investments	42,239	15,456	552	1,357,890	(39,963)	1,376,174
Trading account securities, at fair value	-	-	-	436,331	-	436,331
Investment securities available-for-sale, at fair value	35,700	3,370	-	4,988,390	(17,637)	5,009,823
Investment securities held-to-maturity, at amortized cost	185,000	1,000	-	124,383	(185,000)	125,383
Other investment securities, at lower of cost or realizable value	10,850	1	4,492	164,537	-	179,880
Investment in subsidiaries	3,987,287	1,147,617	1,627,313	-	(6,762,217)	-
Loans held-for-sale, at lower of cost or fair value	-	-	-	363,093	-	363,093
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	249,615	-	-	20,673,552	(219,975)	20,703,192
Loans covered under loss sharing agreements with the FDIC	-	-	-	4,348,703	-	4,348,703
Less - Unearned income	-	-	-	100,596	-	100,596
Allowance for loan losses	8	-	-	815,300	-	815,308
Total loans held-in-portfolio, net	249,607	-	-	24,106,359	(219,975)	24,135,991
FDIC loss share asset	-	-	-	1,915,128	-	1,915,128
Premises and equipment, net	2,533	-	118	535,835	-	538,486
Other real estate not covered under loss sharing agreements with the FDIC	-	-	-	172,497	-	172,497
Other real estate covered under loss sharing agreements with the FDIC	-	-	-	109,135	-	109,135
Accrued income receivable	1,512	15	113	123,858	(289)	125,209
Mortgage servicing assets, at fair value	-	-	-	151,323	-	151,323
Other assets	217,877	78,221	13,222	1,183,103	(30,030)	1,462,393
Goodwill	-	-	-	648,350	-	648,350
Other intangible assets	554	-	-	63,400	-	63,954
Total assets	$4,739,524	$1,246,071	$1,646,742	$36,978,408	$(7,262,313)	$37,348,432
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$-	$-	$-	$5,689,034	$(33,560)	$5,655,474
Interest bearing	-	-	-	22,302,798	(16,145)	22,286,653
Total deposits	-	-	-	27,991,832	(49,705)	27,942,127
Assets sold under agreements to repurchase	-	-	-	2,165,157	(24,060)	2,141,097
Other short-term borrowings	-	-	30,500	459,600	(193,900)	296,200
Notes payable	760,849	-	427,297	668,226	-	1,856,372
Subordinated notes	-	-	-	185,000	(185,000)	-
Other liabilities	59,922	4,901	42,269	1,133,815	(47,024)	1,193,883
Total liabilities	820,771	4,901	500,066	32,603,630	(499,689)	33,429,679
Stockholders’ equity:
Preferred stock	50,160	-	-	-	-	50,160
Common stock	10,263	4,066	2	51,564	(55,632)	10,263
Surplus	4,106,134	4,092,743	4,103,208	5,870,287	(14,057,711)	4,114,661
Accumulated deficit	(204,199)	(2,883,705)	(3,013,481)	(1,532,810)	7,421,469	(212,726)
Treasury stock, at cost	(1,057)	-	-	-	-	(1,057)
Accumulated other comprehensive (loss) income, net of tax	(42,548)	28,066	56,947	(14,263)	(70,750)	(42,548)
Total stockholders’ equity	3,918,753	1,241,170	1,146,676	4,374,778	(6,762,624)	3,918,753
Total liabilities and stockholders’ equity	$4,739,524	$1,246,071	$1,646,742	$36,978,408	$(7,262,313)	$37,348,432

Condensed Consolidating Statement of Condition

	At December 31, 2010
(In thousands)	Popular, Inc. Holding Co.	PIBI Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Assets
Cash and due from banks	$1,638	$618	$1,576	$451,723	$(3,182)	$452,373
Money market investments	1	7,512	261	979,232	(7,711)	979,295
Trading account securities, at fair value	-	-	-	546,713	-	546,713
Investment securities available-for-sale, at fair value	35,263	3,863	-	5,216,013	(18,287)	5,236,852
Investment securities held-to-maturity, at amortized cost	210,872	1,000	-	95,482	(185,000)	122,354
Other investment securities, at lower of cost or realizable value	10,850	1	4,492	148,170	-	163,513
Investment in subsidiaries	3,836,258	1,096,907	1,578,986	-	(6,512,151)	-
Loans held-for-sale, at lower of cost or fair value	-	-	-	893,938	-	893,938
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	476,082	1,285	-	20,798,876	(441,967)	20,834,276
Loans covered under loss sharing agreements with the FDIC	-	-	-	4,836,882	-	4,836,882
Less - Unearned income	-	-	-	106,241	-	106,241
Allowance for loan losses	60	-	-	793,165	-	793,225
Total loans held-in-portfolio, net	476,022	1,285	-	24,736,352	(441,967)	24,771,692
FDIC loss share asset	-	-	-	2,410,219	-	2,410,219
Premises and equipment, net	2,830	-	122	542,501	-	545,453
Other real estate not covered under loss sharing agreements with the FDIC	-	-	-	161,496	-	161,496
Other real estate covered under loss sharing agreements with the FDIC	-	-	-	57,565	-	57,565
Accrued income receivable	1,510	33	111	149,101	(97)	150,658
Mortgage servicing assets, at fair value	-	-	-	166,907	-	166,907
Other assets	246,209	86,116	15,105	1,127,870	(25,413)	1,449,887
Goodwill	-	-	-	647,387	-	647,387
Other intangible assets	554	-	-	58,142	-	58,696
Total assets	$4,822,007	$1,197,335	$1,600,653	$38,388,811	$(7,193,808)	$38,814,998
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$-	$-	$-	$4,961,417	$(22,096)	$4,939,321
Interest bearing	-	-	-	21,830,669	(7,790)	21,822,879
Total deposits	-	-	-	26,792,086	(29,886)	26,762,200
Assets sold under agreements to repurchase	-	-	-	2,412,550	-	2,412,550
Other short-term borrowings	-	-	32,500	743,922	(412,200)	364,222
Notes payable	835,793	-	430,121	2,905,554	(1,285)	4,170,183
Subordinated notes	-	-	-	185,000	(185,000)	-
Other liabilities	185,683	3,921	47,169	1,120,650	(52,111)	1,305,312
Total liabilities	1,021,476	3,921	509,790	34,159,762	(680,482)	35,014,467
Stockholders’ equity:
Preferred stock	50,160	-	-	-	-	50,160
Common stock	10,229	4,066	2	51,633	(55,701)	10,229
Surplus	4,085,478	4,158,157	4,066,208	5,862,091	(14,077,929)	4,094,005
Accumulated deficit	(338,801)	(2,958,347)	(3,000,682)	(1,714,659)	7,665,161	(347,328)
Treasury stock, at cost	(574)	-	-	-	-	(574)
Accumulated other comprehensive (loss) income, net of tax	(5,961)	(10,462)	25,335	29,984	(44,857)	(5,961)
Total stockholders’ equity	3,800,531	1,193,414	1,090,863	4,229,049	(6,513,326)	3,800,531
Total liabilities and stockholders’ equity	$4,822,007	$1,197,335	$1,600,653	$ 38,388,811	$(7,193,808)	$38,814,998

249     POPULAR, INC. 2011 ANNUAL REPORT

Condensed Consolidating Statement of Operations

	Year ended December 31, 2011
(In thousands)	Popular, Inc. Holding Co.	PIBI Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and Dividend Income:
Dividend income from subsidiaries	$20,000	$-	$-	$-	$(20,000)	$-
Loans	8,913	16	-	1,692,390	(6,962)	1,694,357
Money market investments	8	93	4	3,646	(155)	3,596
Investment securities	16,224	55	322	200,224	(12,884)	203,941
Trading account securities	-	-	-	35,607	-	35,607
Total interest and dividend income	45,145	164	326	1,931,867	(40,001)	1,937,501
Interest Expense:
Deposits	-	-	-	269,892	(405)	269,487
Short-term borrowings	50	-	883	59,230	(4,905)	55,258
Long-term debt	94,565	-	31,438	66,749	(11,988)	180,764
Total interest expense	94,615	-	32,321	395,871	(17,298)	505,509
Net interest (expense) income	(49,470)	164	(31,995)	1,535,996	(22,703)	1,431,992
Provision for loan losses	-	-	-	575,720	-	575,720
Net interest (expense) income after provision for loan losses	(49,470)	164	(31,995)	960,276	(22,703)	856,272
Service charges on deposit accounts	-	-	-	184,940	-	184,940
Other service fees	-	-	-	255,668	(15,948)	239,720
Net (loss) gain on sale and valuation adjustments of investment securities	-	(87)	-	10,931	-	10,844
Trading account profit	-	-	-	5,897	-	5,897
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	-	-	-	30,891	-	30,891
Adjustments (expense) to indemnity reserves on loans sold	-	-	-	(33,068)	-	(33,068)
FDIC loss share income	-	-	-	66,791	-	66,791
Fair value change in equity appreciation instrument	-	-	-	8,323	-	8,323
Other operating income (loss)	23,145	33,543	(499)	41,522	(51,772)	45,939
Total non-interest income (loss)	23,145	33,456	(499)	571,895	(67,720)	560,277
Operating Expenses:
Personnel costs	28,524	471	-	424,375	-	453,370
Net occupancy expenses	3,396	32	3	95,427	3,461	102,319
Equipment expenses	3,210	4	-	40,626	-	43,840
Other taxes	2,269	-	-	49,616	-	51,885
Professional fees	10,820	203	11	256,791	(72,883)	194,942
Communications	421	10	10	26,674	-	27,115
Business promotion	1,894	-	-	53,173	-	55,067
FDIC deposit insurance	-	-	-	93,728	-	93,728
Loss on early extinguishment of debt	8,000	-	-	693	-	8,693
Other real estate owned (OREO) expenses	-	-	-	21,778	-	21,778
Other operating expenses	(49,468)	3,872	443	135,337	(2,278)	87,906
Amortization of intangibles	-	-	-	9,654	-	9,654
Total operating expenses	9,066	4,592	467	1,207,872	(71,700)	1,150,297
(Loss) income before income tax and equity in earnings (losses) of subsidiaries	(35,391)	29,028	(32,961)	324,299	(18,723)	266,252
Income tax expense (benefit)	2,786	4,888	(955)	107,700	508	114,927
(Loss) income before equity in earnings (losses) of subsidiaries	(38,177)	24,140	(32,006)	216,599	(19,231)	151,325
Equity in undistributed earnings (losses) of subsidiaries	189,502	(13,398)	19,206	-	(195,310)	-
Net Income (Loss)	$151,325	$10,742	$(12,800)	$216,599	$(214,541)	$151,325

Condensed Consolidating Statement of Operations

	Year ended December 31, 2010
(In thousands)	Popular, Inc. Holding Co.	PIBI Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and Dividend Income:
Dividend income from subsidiaries	$168,100	$7,500	$-	$-	$(175,600)	$-
Loans	7,627	19	-	1,675,477	(6,389)	1,676,734
Money market investments	55	252	2	5,383	(308)	5,384
Investment securities	23,579	31	322	235,521	(21,243)	238,210
Trading account securities	-	-	-	27,918	-	27,918
Total interest and dividend income	199,361	7,802	324	1,944,299	(203,540)	1,948,246
Interest Expense:
Deposits	-	-	-	351,180	(299)	350,881
Short-term borrowings	46	-	510	65,550	(5,828)	60,278
Long-term debt	111,763	-	30,586	121,328	(21,455)	242,222
Total interest expense	111,809	-	31,096	538,058	(27,582)	653,381
Net interest income (expense)	87,552	7,802	(30,772)	1,406,241	(175,958)	1,294,865
Provision for loan losses	-	-	-	1,011,880	-	1,011,880
Net interest income (expense) after provision for loan losses	87,552	7,802	(30,772)	394,361	(175,958)	282,985
Service charges on deposit accounts	-	-	-	195,803	-	195,803
Other service fees	-	-	-	382,350	(4,846)	377,504
Net gain on sale and valuation adjustments of investment securities	-	-	-	3,992	-	3,992
Trading account profit	-	-	-	16,404	-	16,404
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	-	-	-	15,874	-	15,874
Adjustments (expense) to indemnity reserves on loans sold	-	-	-	(72,013)	-	(72,013)
FDIC loss share expense	-	-	-	(25,751)	-	(25,751)
Fair value change in equity appreciation instrument	-	-	-	42,555	-	42,555
Gain on sale of processing and technology business	640,802	-	-	-	-	640,802
Other operating income (loss)	3,282	21,807	(3,980)	90,546	(18,632)	93,023
Total non-interest income (loss)	644,084	21,807	(3,980)	649,760	(23,478)	1,288,193
Operating Expenses:
Personnel costs	22,575	439	-	491,583	(399)	514,198
Net occupancy expenses	2,941	34	3	112,240	985	116,203
Equipment expenses	2,887	2	-	82,962	-	85,851
Other taxes	1,816	-	-	48,792	-	50,608
Professional fees	31,590	22	11	154,347	(19,865)	166,105
Communications	481	21	14	38,389	-	38,905
Business promotion	1,275	-	-	45,396	-	46,671
FDIC deposit insurance	-	-	-	67,644	-	67,644
Loss on early extinguishment of debt	15,750	-	-	23,037	-	38,787
Other real estate owned (OREO) expenses	19	-	-	46,770	-	46,789
Other operating expenses	(27,661)	(399)	432	173,990	(1,749)	144,613
Amortization of intangibles	-	-	-	9,173	-	9,173
Total operating expenses	51,673	119	460	1,294,323	(21,028)	1,325,547
Income (loss) before income tax and equity in losses of subsidiaries	679,963	29,490	(35,212)	(250,202)	(178,408)	245,631
Income tax expense (benefit)	80,444	3,243	(296)	25,101	(262)	108,230
Income (loss) before equity in losses of subsidiaries	599,519	26,247	(34,916)	(275,303)	(178,146)	137,401
Equity in undistributed losses of subsidiaries	(462,118)	(378,892)	(338,246)	-	1,179,256	-
Net Income (Loss)	$137,401	$(352,645)	$(373,162)	$(275,303)	$1,001,110	$137,401

251     POPULAR, INC. 2011 ANNUAL REPORT

Condensed Consolidating Statement of Operations

	Year ended December 31, 2009
(In thousands)	Popular, Inc. Holding Co.	PIBI Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and Dividend Income:
Dividend income from subsidiaries	$160,625	$7,500	$20,000	$-	$(188,125)	$-
Loans	9,148	-	44	1,518,431	(8,374)	1,519,249
Money market investments	109	1,306	2,156	8,573	(3,574)	8,570
Investment securities	37,120	70	703	281,887	(27,792)	291,988
Trading account securities	-	-	-	35,190	-	35,190
Total interest and dividend income	207,002	8,876	22,903	1,844,081	(227,865)	1,854,997
Interest expense:
Deposits	-	-	-	504,732	(3,470)	501,262
Short-term borrowings	169	-	45	77,548	(8,405)	69,357
Long-term debt	74,811	-	58,581	78,609	(28,876)	183,125
Total interest expense	74,980	-	58,626	660,889	(40,751)	753,744
Net interest income (expense)	132,022	8,876	(35,723)	1,183,192	(187,114)	1,101,253
Provision for loan losses	-	-	-	1,405,807	-	1,405,807
Net interest income (expense) after provision for loan losses	132,022	8,876	(35,723)	(222,615)	(187,114)	(304,554)
Service charges on deposit accounts	-	-	-	213,493	-	213,493
Other service fees	-	-	-	401,934	(7,747)	394,187
Net gain (loss) on sale and valuation adjustments of investment securities	3,008	(10,934)	-	229,530	(2,058)	219,546
Trading account profit	-	-	-	39,740	-	39,740
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	-	-	-	5,151	-	5,151
Adjustments (expense) to indemnity reserves on loans sold	-	-	-	(40,211)	-	(40,211)
Other operating income (loss)	692	16,558	(1,184)	52,778	(4,249)	64,595
Total non-interest income (loss)	3,700	5,624	(1,184)	902,415	(14,054)	896,501
Operating Expenses:
Personnel costs	28,156	427	-	505,698	(1,018)	533,263
Net occupancy expenses	2,613	30	3	108,389	-	111,035
Equipment expenses	3,683	-	4	97,843	-	101,530
Other taxes	3,544	-	-	49,061	-	52,605
Professional fees	15,676	14	(55)	100,831	(5,179)	111,287
Communications	443	20	23	45,778	-	46,264
Business promotion	1,182	-	-	37,690	-	38,872
FDIC deposit insurance	-	-	-	76,796	-	76,796
(Gain) loss on early extinguishment of debt	(26,439)	-	(51,897)	1,959	(1,923)	(78,300)
Other real estate owned (OREO) expenses	(33)	-	-	25,833	-	25,800
Other operating expenses	(48,246)	(400)	238	175,678	(1,708)	125,562
Amortization of intangibles	-	-	-	9,482	-	9,482
Total operating expenses	(19,421)	91	(51,684)	1,235,038	(9,828)	1,154,196
Income (loss) before income tax and equity in losses of subsidiaries	155,143	14,409	14,777	(555,238)	(191,340)	(562,249)
Income tax (benefit) expense	(891)	26	21,601	(29,729)	691	(8,302)
Income (loss) before equity in losses of subsidiaries	156,034	14,383	(6,824)	(525,509)	(192,031)	(553,947)
Equity in undistributed losses of subsidiaries	(709,981)	(739,039)	(735,305)	-	2,184,325	-
Loss from continuing operations	(553,947)	(724,656)	(742,129)	(525,509)	1,992,294	(553,947)
Loss from discontinued operations, net of tax	-	-	-	(19,972)	-	(19,972)
Equity in undistributed losses of discontinued operations	(19,972)	(19,972)	(19,972)	-	59,916	-
Net loss	$(573,919)	$(744,628)	$(762,101)	$(545,481)	$2,052,210	$(573,919)

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2011
(In thousands)	Popular, Inc. Holding Co.	PIBI Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net income (loss)	$151,325	$10,742	$(12,800)	$216,599	$(214,541)	$151,325

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Equity in undistributed (earnings) losses of subsidiaries	(189,502)	13,398	(19,206)	-	195,310	-
Provision for loan losses	-	-	-	575,720	-	575,720
Amortization of intangibles	-	-	-	9,654	-	9,654
Depreciation and amortization of premises and equipment	750	-	3	45,693	-	46,446
Net accretion of discounts and amortization of premiums and deferred fees	25,042	-	176	(137,614)	(650)	(113,046)
Impairment losses on net assets to be disposed of	-	4,255	-	-	-	4,255
Fair value adjustments of mortgage servicing rights	-	-	-	37,061	-	37,061
Fair value change in equity appreciation instrument	-	-	-	(8,323)	-	(8,323)
FDIC loss share income	-	-	-	(66,791)	-	(66,791)
FDIC deposit insurance expense	-	-	-	93,728	-	93,728
Adjustments (expense) to indemnity reserves on loans sold	-	-	-	33,068	-	33,068
(Earnings) losses from investments under the equity method	(14,186)	(20,083)	500	-	-	(33,769)
Deferred income tax expense (benefit)	13,965	3,735	(932)	(11,414)	508	5,862
Loss (gain) on:
Disposition of premises and equipment	7	-	-	(5,533)	-	(5,526)
Early extinguishment of debt	-	-	-	693	-	693
Sale and valuation adjustment of investment securities	-	87	-	(10,931)	-	(10,844)
Sale of loans, including valuation adjustments on loans held for sale	-	-	-	(30,891)	-	(30,891)
Sale of equity method investments	(5,493)	(11,414)	-	-	-	(16,907)
Acquisitions of loans held-for-sale	-	-	-	(346,004)	-	(346,004)
Proceeds from sale of loans held-for-sale	-	-	-	165,335	-	165,335
Net disbursements on loans held-for-sale	-	-	-	(793,094)	-	(793,094)
Net (increase) decrease in:
Trading securities	-	-	-	1,143,029	-	1,143,029
Accrued income receivable	(2)	(17)	-	25,276	192	25,449
Other assets	6,808	10,666	2,316	(3,993)	6,532	22,329
Net increase (decrease) in:
Interest payable	(3,467)	-	(56)	(8,968)	20	(12,471)
Pension and other postretirement benefits obligations	-	-	-	(111,288)	-	(111,288)
Other liabilities	(84,434)	(7,524)	(2,354)	3,342	2,643	(88,327)
Total adjustments	(250,512)	(6,897)	(19,553)	597,755	204,555	525,348
Net cash (used in) provided by operating activities	(99,187)	3,845	(32,353)	814,354	(9,986)	676,673

Cash flows from investing activities:
Net increase in money market investments	(42,237)	(7,944)	(291)	(378,659)	32,252	(396,879)
Purchases of investment securities:
Available-for-sale	-	-	-	(1,357,080)	-	(1,357,080)
Held-to-maturity	(37,093)	(1,000)	-	(36,445)	-	(74,538)
Other	-	-	-	(172,775)	-	(172,775)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	-	-	-	1,360,386	-	1,360,386
Held-to-maturity	62,980	1,000	-	3,256	-	67,236
Other	-	-	-	154,114	-	154,114
Proceeds from sale of investment securities:
Available for sale	-	-	-	262,443	-	262,443
Other	-	-	-	5,094	-	5,094
Net repayments on loans	226,415	193	-	1,130,157	(220,707)	1,136,058
Proceeds from sale of loans	-	-	-	293,109	-	293,109
Acquisition of loan portfolios	-	-	-	(1,131,388)	-	(1,131,388)
Payments received from FDIC under loss sharing agreements	-	-	-	561,111	-	561,111
Cash paid related to business acquisitions	-	-	-	(855)	-	(855)
Net proceeds from sale of equity method investments	(10,690)	42,193	-	-	-	31,503
Capital contribution to subsidiary	-	(37,000)	-	-	37,000	-
Mortgage servicing rights purchased	-	-	-	(1,732)	-	(1,732)
Acquisition of premises and equipment	(594)	-	-	(49,449)	-	(50,043)
Proceeds from sale of:
Premises and equipment	135	-	-	14,804	-	14,939
Foreclosed assets	-	-	-	198,490	-	198,490
Net cash provided by (used in) investing activities	198,916	(2,558)	(291)	854,581	(151,455)	899,193

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	-	-	-	1,199,762	(19,819)	1,179,943
Federal funds purchased and assets sold under agreements to repurchase	-	-	-	(247,393)	(24,060)	(271,453)
Other short-term borrowings	-	-	(2,000)	(284,322)	218,300	(68,022)
Payments of notes payable	(100,000)	-	(3,000)	(2,666,477)	-	(2,769,477)
Proceeds from issuance of notes payable	-	-	-	432,568	-	432,568
Proceeds from issuance of common stock	7,690	-	-	-	-	7,690
Dividends paid to parent company	-	-	-	(20,000)	20,000	-
Dividends paid	(3,723)	-	-	-	-	(3,723)
Treasury stock acquired	(483)	-	-	-	-	(483)
Return of capital	1,514	(1,514)	-	-	-	-
Capital contribution from parent	-	-	37,000	-	(37,000)	-
Net cash (used in) provided by financing activities	(95,002)	(1,514)	32,000	(1,585,862)	157,421	(1,492,957)
Net increase (decrease) in cash and due from banks	4,727	(227)	(644)	83,073	(4,020)	82,909
Cash and due from banks at beginning of period	1,638	618	1,576	451,723	(3,182)	452,373
Cash and due from banks at end of period	$6,365	$391	$932	$534,796	$(7,202)	$535,282

253     POPULAR, INC. 2011 ANNUAL REPORT

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2010
(In thousands)	Popular, Inc. Holding Co.	PIBI Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net income (loss)	$137,401	$(352,645)	$(373,162)	$(275,303)	$1,001,110	$137,401

Adjustments to reconcile net income (loss)to net cash provided by (used in) operating activities:
Equity in undistributed losses of subsidiaries	462,118	378,892	338,246	-	(1,179,256)	-
Provision for loan losses	-	-	-	1,011,880	-	1,011,880
Amortization of intangibles	-	-	-	9,173	-	9,173
Depreciation and amortization of premises and equipment	785	-	3	58,073	-	58,861
Net accretion of discounts and amortization of premiums and deferred fees	21,282	-	275	(275,786)	(650)	(254,879)
Fair value adjustments of mortgage servicing rights	-	-	-	22,859	-	22,859
Fair value change in equity appreciation instrument	-	-	-	(42,555)	-	(42,555)
FDIC loss share expense	-	-	-	25,751	-	25,751
FDIC deposit insurance expense	-	-	-	67,644	-	67,644
Adjustments (expense) to indemnity reserves on loans sold	-	-	-	72,013	-	72,013
(Earnings) losses from investments under the equity method	(3,402)	(21,807)	3,981	(2,354)	13,719	(9,863)
Deferred income tax expense (benefit)	8,831	-	-	(23,392)	2,434	(12,127)
Loss (gain) on:
Disposition of premises and equipment	2	-	-	(1,814)	-	(1,812)
Early extinguishment of debt	-	-	-	1,171	-	1,171
Sale and valuation adjustment of investment securities	-	-	-	(3,992)	-	(3,992)
Sale of loans, including valuation adjustments on loans held for sale	-	-	-	(15,874)	-	(15,874)
Sale of processing and technology business, net of transaction costs	(616,186)	-	-	-	-	(616,186)
Acquisitions of loans held-for-sale	-	-	-	(307,629)	-	(307,629)
Proceeds from sale of loans held-for-sale	-	-	-	81,370	-	81,370
Net disbursements on loans held-for-sale	-	-	-	(735,095)	-	(735,095)
Net (increase) decrease in:
Trading securities	-	-	-	721,398	-	721,398
Accrued income receivable	(1,390)	94	20	12,650	(59)	11,315
Other assets	7,866	6,689	2,077	24,368	(44,559)	(3,559)
Net increase (decrease) in:
Interest payable	(528)	-	81	(29,201)	86	(29,562)
Pension and other postretirement benefits obligations	-	-	-	(11,060)	-	(11,060)
Other liabilities	42,578	3,882	1,540	(64,861)	3,377	(13,484)
Total adjustments	(78,044)	367,750	346,223	594,737	(1,204,908)	25,758
Net cash provided by (used in) operating activities	59,357	15,105	(26,939)	319,434	(203,798)	163,159

Cash flows from investing activities:
Net decrease (increase) in money market investments	49	48,632	(23)	119,710	(48,627)	119,741
Purchases of investment securities:
Available-for-sale	(35,000)	-	-	(746,192)	17,150	(764,042)
Held-to-maturity	(52,796)	-	-	(44,392)	-	(97,188)
Other	-	-	-	(64,591)	-	(64,591)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	-	-	-	1,865,879	-	1,865,879
Held-to-maturity	297,747	250	-	135,132	(245,000)	188,129
Other	-	-	-	123,836	-	123,836
Proceeds from sale of investment securities:
Available for sale	-	-	-	397,086	-	397,086
Net (disbursements) repayments on loans	(366,450)	231	-	1,591,839	313,626	1,539,246
Proceeds from sale of loans	-	-	-	34,011	-	34,011
Acquisition of loan portfolios	-	-	-	(256,406)	-	(256,406)
Cash received related to business acquisitions	-	-	-	261,311	-	261,311
Net proceeds from sale of processing and technology business	617,976	-	-	24,346	-	642,322
Capital contribution to subsidiary	(1,345,000)	(745,000)	(745,000)	-	2,835,000	-
Mortgage servicing rights purchased	-	-	-	(1,041)	-	(1,041)
Acquisition of premises and equipment	(890)	-	-	(65,965)	-	(66,855)
Proceeds from sale of:
Premises and equipment	183	-	-	14,277	-	14,460
Foreclosed assets	74	-	-	141,162	-	141,236
Net cash (used in) provided by investing activities	(884,107)	(695,887)	(745,023)	3,530,002	2,872,149	4,077,134

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	-	-	-	(1,582,367)	28,881	(1,553,486)
Federal funds purchased and assets sold under agreements to repurchase	-	-	-	(220,240)	-	(220,240)
Other short-term borrowings	(24,225)	-	31,800	636,696	(287,375)	356,896
Payments of notes payable	(250,000)	-	(4,000)	(4,253,578)	247,000	(4,260,578)
Proceeds from issuance of notes payable	-	-	-	110,870	231	111,101
Proceeds from issuance of common stock	153	-	-	-	-	153
Net proceeds from issuance of depository shares	1,100,155	-	-	-	1,618	1,101,773
Dividends paid to parent company	-	(63,900)	-	(111,700)	175,600	-
Dividends paid	(310)	-	-	-	-	(310)
Treasury stock acquired	(559)	-	-	-	-	(559)
Capital contribution from parent	-	745,000	745,000	1,345,000	(2,835,000)	-
Net cash provided by (used in) financing activities	825,214	681,100	772,800	(4,075,319)	(2,669,045)	(4,465,250)
Net increase (decrease) in cash and due from banks	464	318	838	(225,883)	(694)	(224,957)
Cash and due from banks at beginning of period	1,174	300	738	677,606	(2,488)	677,330
Cash and due from banks at end of period	$1,638	$618	$1,576	$451,723	$(3,182)	$452,373

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2009
(In thousands)	Popular, Inc. Holding Co.	PIBI Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net loss	$(573,919)	$(744,628)	$(762,101)	$(545,481)	$2,052,210	$(573,919)

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed losses of subsidiaries	729,953	759,011	755,277	-	(2,244,241)	-
Provision for loan losses	-	-	-	1,405,807	-	1,405,807
Amortization of intangibles	-	-	-	9,482	-	9,482
Depreciation and amortization of premises and equipment	1,573	-	3	62,875	-	64,451
Net accretion of discounts and amortization of premiums and deferred fees	7,100	-	493	64,212	(271)	71,534
Impairment losses long-lived assets	-	-	-	1,545	-	1,545
Fair value adjustments of mortgage servicing rights	-	-	-	32,960	-	32,960
FDIC deposit insurance expense	-	-	-	76,796	-	76,796
Adjustments (expense) to indemnity reserves on loans sold	-	-	-	40,211	-	40,211
(Earnings) losses from investments under the equity method	(692)	(16,558)	1,184	90	(1,719)	(17,695)
Earnings from changes in fair value related to instruments measured at fair value	-	-	-	(1,674)	-	(1,674)
Stock options expense	91	-	-	111	-	202
Deferred income tax benefit	(1,850)	-	(2,601)	(100,308)	24,869	(79,890)
Loss (gain) on:
Disposition of premises and equipment	3,006	-	-	(3,418)	-	(412)
Early extinguishment of debt	(26,439)	-	(51,898)	1,959	(1,922)	(78,300)
Sale and valuation adjustment of investment securities	(3,008)	10,934	-	(229,530)	2,058	(219,546)
Sale of loans, including valuation adjustments on loans held for sale	-	-	-	57	-	57
Sale of processing and technology business,
Acquisitions of loans held-for-sale	-	-	-	(354,472)	-	(354,472)
Proceeds from sale of loans held-for-sale	-	-	-	79,264	-	79,264
Net disbursements on loans held-for-sale	-	-	-	(1,129,554)	-	(1,129,554)
Net (increase) decrease in:
Trading securities	-	-	-	1,542,470	-	1,542,470
Accrued income receivable	913	347	1,728	29,553	(1,940)	30,601
Other assets	17,282	6,712	1,020	(271,464)	(13,306)	(259,756)
Net increase (decrease) in:
Interest payable	6,455	-	(11,605)	(44,485)	1,940	(47,695)
Pension and other postretirement benefits obligations	-	-	-	19,599	-	19,599
Other liabilities	(1,797)	(77)	3,796	24,623	(9,708)	16,837
Total adjustments	732,587	760,369	697,397	1,256,709	(2,244,240)	1,202,822
Net cash provided by (used in) operating activities	158,668	15,741	(64,704)	711,228	(192,030)	628,903

Cash flows from investing activities:
Net decrease (increase) in money market investments	89,643	(15,530)	450,008	(208,181)	(524,083)	(208,143)
Purchases of investment securities:
Available-for-sale	(249,603)	-	-	(4,135,171)	191,484	(4,193,290)
Held-to-maturity	(51,539)	-	-	(8,023)	-	(59,562)
Other	-	-	-	(38,913)	-	(38,913)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	14,226	-	-	1,617,381	-	1,631,607
Held-to-maturity	27,318	-	-	114,248	-	141,566
Other	-	-	-	75,101	-	75,101
Proceeds from sale of investment securities:
Available for sale	426,666	-	-	3,590,131	(191,484)	3,825,313
Other	-	-	-	52,294	-	52,294
Net repayments on loans	717,578	-	12,800	1,065,164	(741,795)	1,053,747
Proceeds from sale of loans	-	-	-	328,170	-	328,170
Acquisition of loan portfolios	-	-	-	(72,675)	-	(72,675)
Net proceeds from sale of processing and
Capital contribution to subsidiary	(940,000)	(940,000)	(590,000)	-	2,470,000	-
Transfer of shares of a subsidiary	(42,971)	-	42,971	-	-	-
Mortgage servicing rights purchased	-	-	-	(1,364)	-	(1,364)
Acquisition of premises and equipment	(310)	-	-	(69,330)	-	(69,640)
Proceeds from sale of:
Premises and equipment	14,943	-	-	25,300	-	40,243
Foreclosed assets	47	-	-	149,900	-	149,947
Net cash provided by (used in) investing activities	5,998	(955,530)	(84,221)	2,484,032	1,204,122	2,654,401

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	-	-	-	(2,058,240)	432,642	(1,625,598)
Federal funds purchased and assets sold under agreements to repurchase	(44,471)	-	-	(964,027)	89,680	(918,818)
Other short-term borrowings	(18,544)	-	200	(721,059)	741,795	2,392
Payments of notes payable	-	-	(798,880)	(14,197)	-	(813,077)
Proceeds from issuance of notes payable	-	-	675	60,000	-	60,675
Dividends paid to parent company	-	-	-	(188,125)	188,125	-
Dividends paid	(71,438)	-	-	-	-	(71,438)
Issuance costs and fees paid on conversion of preferred stock and trust preferred securities	(29,024)	-	-	-	3,944	(25,080)
Treasury stock acquired	(17)	-	-	-	-	(17)
Capital contribution from parent	-	940,000	940,000	590,000	(2,470,000)	-
Net cash (used in) provided by financing activities	(163,494)	940,000	141,995	(3,295,648)	(1,013,814)	(3,390,961)

Net increase (decrease) in cash and due from banks	1,172	211	(6,930)	(100,388)	(1,722)	(107,657)
Cash and due from banks at beginning of period	2	89	7,668	777,994	(766)	784,987
Cash and due from banks at end of period	$1,174	$300	$738	$677,606	$(2,488)	$677,330